Form 10-K405, Exhibit 13
period 1998-12-31
WELLS FARGO & CO/MN
filed 1999-03-17
CIK 72971

          FINANCIAL REVIEW
     34   Overview
     37   Merger of Norwest and Wells Fargo
     37   Operating Segment Results
     38   Earnings Performance
     38        Net Interest Income
     39        Noninterest Income
     42        Noninterest Expense
     44        Earnings/Ratios Excluding Goodwill
               and Nonqualifying CDI
     44   Balance Sheet Analysis
     44        Securities Available for Sale
               (table on page 63)
     45        Loan Portfolio (table on page 64)
     45        Nonaccrual and Restructured Loans
               and Other Assets
     47        Allowance for Loan Losses
               (table on page 66)
     47        Deposits
     47        Market Risks
     48        Derivative Financial Instruments
     48        Liquidity and Capital Management
     49   Comparison of 1997 to 1996
     50   Additional Information

          FINANCIAL STATEMENTS
     51   Consolidated Statement of Income
     52   Consolidated Balance Sheet
     53   Consolidated Statement of
          Changes in Stockholders' Equity
          and Comprehensive Income
     54   Consolidated Statement of Cash Flows
     55   Notes to Financial Statements
          (index on page 96)

     96   INDEPENDENT AUDITORS' REPORT

     96   INDEX OF SPECIAL TOPICS


OVERVIEW

     On November 2, 1998, Norwest Corporation changed its name to "Wells Fargo & Company" upon the merger (the Merger) of the former Wells Fargo & Company (the former Wells Fargo) into a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation as it was before the Merger is referred to as the former Norwest. The Merger was accounted for as a pooling of interests and, accordingly, the information included in the financial review presents the combined results as if the Merger had been in effect for all periods presented. Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

     Wells Fargo & Company is a $202 billion diversified financial services company providing banking, mortgage and consumer finance through about 6,000 stores and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. It ranks seventh in assets at December 31, 1998 among U.S. bank holding companies. In this Annual Report, Wells Fargo & Company together with its subsidiaries is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

     Net income in 1998 was $1,950 million, compared with $2,499 million in 1997, a decrease of 22%. Diluted earnings per common share were $1.17, compared with $1.48 in 1997, a decrease of 21%.

     Return on average assets (ROA) was 1.04% and return on average common equity (ROE) was 9.86% in 1998, compared with 1.37% and 12.81%, respectively, in 1997.

     Diluted earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" or "tangible" earnings) were $1.50 per share in 1998, compared with $1.83 per share in 1997. On the same basis, ROA was 1.39% and ROE was 23.15% in 1998, compared with 1.78% and 30.49%, respectively, in 1997.

     Net interest income on a taxable-equivalent basis was $9,049 million in 1998, compared with $8,705 million a year ago. The Company's net interest margin was 5.79% for 1998, compared with 5.86% in 1997.

     Noninterest income increased from $5,675 million in 1997 to $6,427 million in 1998, an increase of 13%.

     Noninterest expense totaled $10,579 million in 1998, compared with $8,990 million in 1997. The increase was primarily due to the Merger-related charges incurred during the fourth quarter.

     The provision for loan losses was $1,545 million in 1998, compared with $1,140 million in 1997. During 1998, net charge-offs were $1,617 million, or 1.52% of average total loans, compared with $1,305 million, or 1.25%, during 1997. The allowance for loan losses was $3,134 million, or 2.90% of total loans, at December 31, 1998, compared with $3,062 million, or 2.88%, at December 31, 1997.

     At December 31, 1998, total nonaccrual and restructured loans were $710 million, or .7% of total loans, compared with $715 million, or .7%, at December 31, 1997. Other real estate (ORE) was $173 million at December 31, 1998, compared with $264 million at December 31, 1997.

     The Company's direct credit risk related to the ongoing volatility of the financial markets in Asia and, more recently, Latin America is predominantly short-term in nature and is relatively insignificant. However, the primary risk to the Company is the long-term effect of the Asian and Latin American financial markets on the economy of the U.S. and the Company's borrowers. Understanding this risk is more difficult and depends on the passage of time. To date, while certain domestic sectors to which the Company has direct credit exposure have been adversely impacted by the disruptions in Asian financial markets, the results have not been material enough to create any significant credit losses for the Company.

     At December 31, 1998, the ratio of common stockholders' equity to total assets was 10.02%, compared with 10.40% at December 31, 1997. The Company's total risk-based capital (RBC) ratio at December 31, 1998 was 10.90% and its Tier 1 RBC ratio was 8.08%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's ratios at December 31, 1997 were 11.20% and 8.16%, respectively. The Company's leverage ratios were 6.58% and 6.72% at December 31, 1998 and 1997, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

     This Annual Report (including information incorporated by reference herein) includes forward-looking statements about the Company's financial condition, results of operations, plans, objectives and future performance and business. These statements generally include the words "believe," "expect," "anticipate," "estimate," "may," "will" or similar expressions that suggest the statements are forward looking in nature.

     These forward-looking statements involve inherent risks and uncertainties. The Company cautions readers that a number of factors -- many of which are beyond the control of the Company -- could cause actual results to differ materially from those in the forward-looking statements. Among these factors are changes in political and economic conditions, interest rate fluctuations, technological changes (including the "Year 2000" data systems compliance issue), customer disintermediation, competitive product and pricing pressures in the Company's geographic and product markets, equity and fixed income market fluctuations, personal and commercial customers' bankruptcies, inflation, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, credit quality and credit risk management, mergers and acquisitions, the integration of merged and acquired companies, and success in gaining regulatory approvals when required.

     Also, actual results may differ materially from those in the forward-looking statements because of factors relating to the combination of the former Wells Fargo and the former Norwest Corporation, including the following: expected cost savings from the Merger are not fully realized within the expected time frame or additional or unexpected costs are incurred; and costs or difficulties related to the integration of the former Wells Fargo and the former Norwest Corporation are greater than expected.

RECENT ACCOUNTING STANDARDS

     The Company adopted on January 1, 1998, Statement of Financial Accounting Standards No. 130 (FAS 130), Reporting Comprehensive Income. This Statement sets standards for reporting and displaying comprehensive income and its components in the financial statements. It requires that a company classify items of other comprehensive income, as defined by accounting standards, by their nature in the financial statements. Other comprehensive income, as defined, is net of income taxes. Cumulative other comprehensive income is displayed separately in the equity section of the balance sheet and the consolidated statement of changes in stockholders' equity and comprehensive income. For comparative purposes, financial statements for earlier periods provided have been reclassified. The amount of income tax expense or benefit allocated to each component of other comprehensive income is presented in Note 16 to Financial Statements.

 TABLE 1: RATIOS AND PER COMMON SHARE DATA

----------------------------------------------------------------------
($ in millions, except                          Year ended December 31,
per share amounts)                              ----------------------
                                                1998     1997     1996

PROFITABILITY RATIOS
Net income to average total assets (ROA)        1.04%    1.37%    1.31%
Net income applicable to common stock to
  average common stockholders' equity (ROE)     9.86    12.81    12.73
Net income to average stockholders' equity      9.81    12.67    12.52

EFFICIENCY RATIO (1)                            68.5%    62.8%    67.0%

NET INCOME AND RATIOS EXCLUDING
GOODWILL AND NONQUALIFYING
CORE DEPOSIT INTANGIBLE (CDI)
AMORTIZATION AND BALANCES
("CASH" OR "TANGIBLE") (2)
Net income applicable to common stock         $2,465   $3,031   $2,616
Earnings per common share                       1.52     1.85     1.68
Diluted earnings per common share               1.50     1.83     1.67
ROA                                             1.39%    1.78%    1.66%
ROE                                            23.15    30.49    28.55
Efficiency ratio                                64.3     57.8     63.5

CAPITAL RATIOS
At year end:
  Common stockholders' equity to assets        10.02%   10.40%   10.21%
  Stockholders' equity to assets               10.25    10.65    10.63
  Risk-based capital (3)
    Tier 1 capital                              8.08     8.16     7.96
    Total capital                              10.90    11.20    11.11
  Leverage (3)                                  6.58     6.72     6.36
Average balances:
  Common stockholders' equity to assets        10.31    10.52     9.91
  Stockholders' equity to assets               10.56    10.82    10.48

PER COMMON SHARE DATA
Dividend payout (4)                               59%      41%      38%
Book value                                    $12.35   $11.92   $11.66
Market prices (5):
  High                                        $43.88   $39.50   $23.44
  Low                                          27.50    21.63    15.25
  Year end                                     39.94    38.75    21.75
----------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by the total of net interest income and noninterest income.
(2) Nonqualifying core deposit intangible (acquired after regulatory rule changes in 1992) amortization and average balance excluded from these calculations are, with the exception of the efficiency ratio, net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $129 million and $906 million, respectively, for the year ended December 31, 1998. Goodwill amortization and average balance (which are not tax effected) were $421 million and $7,865 million, respectively, for the year ended December 31, 1998. See page 44 for additional information.
(3)  See Note 22 to Financial Statements for additional information.
(4) Dividends declared per common share as a percentage of earnings per common share.
(5) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

     The Company adopted on December 31, 1998, FAS 131, Disclosures about Segments of an Enterprise and Related Information. The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

     The Company adopted on December 31, 1998, FAS 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The Statement only addresses disclosure issues; it does not address measurement and recognition of pensions and other postretirement benefits. This Statement requires the reconciliation of changes in benefit obligations and plan assets for both pensions and other postretirement benefits, showing the effects of the major components separately for each reconciliation.

     In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which will be effective for the Company's financial statements for periods beginning January 1, 2000. This Statement requires companies to record derivatives on the balance sheet, measured at fair value. Changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company has not yet determined when it will implement the Statement nor has it completed the complex analysis required to determine the impact on the financial statements.

     In October 1998, the FASB issued FAS 134, Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement requires that after mortgage loans held for sale are securitized, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold investments. The Company implemented FAS 134 in the fourth quarter of 1998, and, accordingly, classifies its retained interests from securitizations as securities available for sale. The Statement did not have a material impact on the financial statements.

 TABLE 2: SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA

----------------------------------------------------------------------------------------------------------------------------------
(in millions, except                                                                                        % CHANGE     FIVE-YEAR
per share amounts)                                                                                              1998/     COMPOUND
                                       1998        1997         1996        1995         1994          1993     1997   GROWTH RATE

INCOME STATEMENT
Net interest income                $  8,990    $  8,648     $  8,222    $  5,923      $ 5,414      $  5,160        4%           12%
Provision for loan losses             1,545       1,140          500         312          365           708       36            17
Noninterest income                    6,427       5,675        4,769       3,179        2,813         2,649       13            19
Noninterest expense                  10,579       8,990        8,724       5,589        5,225         5,192       18            15
Net income                            1,950       2,499        2,228       1,988        1,642         1,130      (22)           12

Earnings per common share          $   1.18    $   1.50     $   1.38    $   1.66     $   1.40      $   1.85      (21)           (9)
Diluted earnings
   per common share                    1.17        1.48         1.36        1.62         1.36          1.74      (21)           (8)
Dividends declared
   per common share (1)                 .70        .615         .525         .45         .383           .32       14            17

BALANCE SHEET
(at year end)
Securities available for sale      $ 31,997    $ 27,872     $ 29,752    $ 24,163     $ 25,949      $ 25,530       15%            5%
Loans                               107,994     106,311      105,760      70,780       66,575        59,829        2            13
Allowance for loan losses             3,134       3,062        3,059       2,711        2,872         2,911        2             1
Goodwill                              7,664       8,062        8,200       1,212          574           618       (5)           65
Assets                              202,475     185,685      188,633     122,200      112,674       107,170        9            14
Core deposits                       132,289     122,327      128,178      77,355       72,738        75,379        8            12
Long-term debt                       19,709      17,335       18,142      16,726       12,039        11,072       14            12
Guaranteed preferred beneficial
   interests in Company's
   subordinated debentures              785       1,299        1,150          --           --            --      (40)           --
Common stockholders' equity          20,296      19,315       19,262       8,448        6,628         6,928        5            24
Stockholders' equity                 20,759      19,778       20,051       9,239        7,629         7,947        5            21
----------------------------------------------------------------------------------------------------------------------------------

(1) Dividends declared per common share represent the dividends of the former Norwest. Dividends declared per common share for the former Wells Fargo were $5.20, $5.20, $5.20, $4.60, $4.00 and $2.25 for 1998, 1997, 1996,
     1995, 1994 and 1993, respectively.

MERGER OF NORWEST AND WELLS FARGO

     On November 2, 1998, the former Wells Fargo merged with a subsidiary of Norwest Corporation, and Norwest changed its name to "Wells Fargo & Company." The Merger resulted in a combined diversified financial services company with $202 billion in assets at December 31, 1998, the seventh largest bank holding company in the United States.

     As a condition to the Merger, the Company was required by regulatory agencies to divest stores in Arizona and Nevada having aggregate deposits of approximately $1 billion. In the fourth quarter of 1998, the Company entered into contracts to sell these stores. These sales are expected to be completed during the second quarter of 1999.

     In connection with the Merger, approximately $1 billion of Merger-related expenses were recognized in the fourth quarter of 1998, which included approximately $600 million of costs related to the restructuring of systems and operations resulting from the Merger that qualified for immediate recognition. The remainder of the Merger-related expenses were primarily for irrevocable commitments to the Company's Foundation and fees for investment banking and other professional services resulting from the Merger.

     The restructuring charges include write-downs of approximately $100 million for premises. The remaining charges of approximately $500 million primarily represent future cash outflows, substantially comprised of severance-related costs and costs related to the disposition of leased premises. These future cash outflows are not expected to have a significant effect on the Company's liquidity, capital resources or results of operations.

     The restructuring charges for premises result from the identification of specific premises that are held for sale or remarketing and are expected to be removed from operations during 1999, pursuant to Merger plans. Severance-related costs result from plans to eliminate redundant headquarters, back office and other positions into 2000.

     Based on accounting rules, not all Merger-related expenses qualified for recognition in the fourth quarter of 1998. Additional Merger-related expenses will be expensed when incurred as systems and operations are combined. The Company estimates that Merger-related expenses will total about $1.15 billion. The Company originally estimated total Merger-related expenses would be about $950 million. The increase is due to the irrevocable commitments made to the Company's Foundation. Because of inherent uncertainties associated with merging two large companies, additional Merger-related costs, including additional restructuring charges, may result as the integration process continues.

     The Company expects to meet its pre-Merger target of approximately $650 million in annual pre-tax cost savings not later than 36 months after Merger consummation. About 50% of the cost savings are expected to be achieved within the first two years.


 OPERATING SEGMENT RESULTS

     COMMUNITY BANKING'S net income was $1,644 million in 1998 compared with $2,081 million in 1997, a decrease of 21%. Net interest income declined by $121 million. A significant portion of the decrease in net interest income is due to the run-off and sales of credit card receivables and a decline in the former Wells Fargo real estate mortgage loans. Other loan portfolios remained stable. The provision for loan losses decreased by $99 million. A significant portion of the $607 million, or 17%, increase in noninterest income is due to increased fee revenue. The number of checking accounts grew 2% from year-end 1997 to 1998. Community Banking also experienced significant growth in assets under management. Total noninterest expense increased by $1,359 million from 1997 due to Merger expense accruals, including irrevocable commitments to the Company's Foundation in connection with the Merger. Major changes in Community Banking from 1996 to 1997 are attributed to the acquisition of First Interstate Bancorp (First Interstate) effective April 1, 1996. First Interstate results prior to April 1, 1996 are not included and, therefore, the year 1997 is not comparable to 1996.

     WHOLESALE BANKING'S net income was $780 million in 1998 compared with $792 million in 1997. Net interest income was flat for the year-over-year period. The increasing competitive lending environment in 1998 led to a decrease in the yields realized on the core commercial loan portfolio. In addition, interest recoveries were lower in 1998 compared with 1997. Offsetting these unfavorable conditions was an increase in commercial loan volume of $2 billion. Real estate and construction loan balances were flat from 1997 to 1998. The year-over-year improvement in noninterest income was due to a $54 million increase in fee revenue, as well as foreign exchange gains and acquisition, development and construction (ADC) income. The increase was primarily offset by mark-to-market adjustments of the high-yield trading portfolio and commercial mortgages originated for sale. The adjustments occurred as a result of the general market volatility that occurred near the end of the third quarter of 1998. Noninterest expense increased $56 million from 1997 due to a $34 million reduction in foreclosed asset gains and an increase in incentive compensation related to increased loan volume. Other operating expenses remained relatively flat. Major changes in Wholesale Banking from 1996 to 1997 are attributed to the acquisition of First Interstate effective April 1, 1996. First Interstate results prior to April 1, 1996 are not included and, therefore, the year 1997 is not comparable to 1996.

     MORTGAGE BANKING earned $217 million in 1998, a 44% increase over the $151 million earned in 1997, which was 21% over the $125 million earned in 1996. The increases were principally due to increases in mortgage loan fundings and the growth in the servicing portfolio. Fundings were $109 billion in 1998, compared with $55 billion and $52 billion in 1997 and 1996, respectively. The increases in funding volume were attributable in part to the low mortgage interest rates in 1998 which encouraged homeowners to refinance their mortgage loans. The percentage of fundings attributed to mortgage loan refinancings was approximately 52% in 1998 compared to 23% and 22% in 1997 and 1996, respectively. The servicing portfolio increased to $245 billion at December 31, 1998 from $206 billion at December 31, 1997. The weighted average coupon of loans in the servicing portfolio was 7% at December 31, 1998 compared with 8% a year earlier. Total capitalized mortgage servicing rights amounted to $3 billion or 126 basis points of the servicing portfolio at December 31, 1998. Amortization of capitalized mortgage servicing rights was $785 million in 1998, compared with $444 million and $301 million in 1997 and 1996, respectively. Higher levels of amortization reflect increased assumed prepayments due to a lower interest rate environment and increased balances of capitalized mortgage servicing associated with a larger servicing portfolio. Combined gains on sales of mortgages and servicing rights were $312 million in 1998, compared with $89 million and $70 million in 1997 and 1996, respectively.

     NORWEST FINANCIAL reported a net loss of $19 million in 1998, which included a $351 million charge to the provision for loan losses in the fourth quarter. This charge includes losses at Island Finance reflecting a fourth quarter review of the loan portfolio and realignment of charge-off policies in other operating units. Norwest Financial's earnings for 1997 decreased 9% from the $265 million earned in 1996. The 1997 net earnings include $27 million in charges related to the acquisition of Fidelity Acceptance Corporation, an automobile finance company with $1 billion in receivables and 150 locations in 31 states and Guam. Net interest income rose 12% in 1998 and 9% in 1997. Increases in average loans reflect internal growth as well as acquisitions. The net interest margin decreased 37 basis points in 1998 and 17 basis points in 1997 reflecting a change in the portfolio mix. Norwest Financial's noninterest expense increased 16% in 1998 and 10% in 1997 primarily due to higher expenses from acquisitions.


EARNINGS PERFORMANCE

NET INTEREST INCOME

     Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $9,049 million in 1998, compared with $8,705 million in 1997.

     Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1998, the net interest margin was 5.79%, compared with 5.86% in 1997.

     Table 4 presents the individual components of net interest income and net interest margin.

     The increase in net interest income for 1998 compared with 1997 was primarily due to an increase in earning assets, which includes the effects of a significantly higher volume of mortgage origination activity during 1998. This activity also served to reduce the net interest margin in 1998 due to the lower yields provided by mortgages held for sale relative to the average yield of all other earning assets.

     Interest income included hedging income of $93 million in 1998, compared with $79 million in 1997. Interest expense included hedging income of $94 million in 1998, compared with $81 million in 1997.


NONINTEREST INCOME

     Table 3 shows the major components of noninterest income.

TABLE 3:  NONINTEREST INCOME

--------------------------------------------------------------------------------
(in millions)                          Year ended December 31,          % Change
                                     ------------------------       ------------
                                     1998       1997     1996       1998/   1997/
                                                                    1997    1996
Service charges on
  deposit accounts                 $1,357     $1,244   $1,198          9%      4%
Trust and investment fees
  and commissions:
  Asset management and
    custody fees                      676        603      510         12      18
  Mutual fund and
    annuity sales fees                300        273      190         10      44
  All other                            92         78       75         18       4
                                   ------     ------   ------
    Total trust and
      investment fees
      and commissions               1,068        954      775         12      23

Credit card fee revenue               520        448      350         16      28
Other fees and commissions:
  ATM network fees                    229        176      107         30      64
  Charges and fees on loans           290        254      209         14      22
  All other                           427        396      373          8       6
                                   ------     ------   ------
    Total other fees
      and commissions                 946        826      689         15      20

Mortgage banking:
  Origination and other
    closing fees                      530        314      305         69       3
  Servicing fees, net of
    amortization                       19        324      318        (94)      2
  Net gains (losses) on sales of
    mortgage servicing rights          16         (8)      57         --      --
  Net gains on sales
    of mortgages                      296        120       13        147     823
  Other                               245        177      151         38      17
                                   ------     ------   ------
    Total mortgage banking          1,106        927      844         19      10

Insurance                             348        336      280          4      20
Net venture capital gains             113        191      256        (41)    (25)
Net gains on securities
  available for sale                  169         99       12         71     725
Income from equity investments
  accounted for by the:
  Cost method                         151        157      137         (4)     15
  Equity method                        47         57       24        (18)    138
Net gains (losses) from
  dispositions of operations          100         15      (95)       567      --
Net gains on sales of loans            61         30       22        103      36
All other                             441        391      277         13      41
                                   ------     ------   ------
    Total                          $6,427     $5,675   $4,769         13%     19%
                                   ======     ======   ======        ===     ===
--------------------------------------------------------------------------------

     The increase in service charges on deposit accounts and other fees and commissions reflects overall increases in business activity due to acquisitions and marketing efforts along with an increase in fees.

     The increase in trust and investment fees and commissions for 1998 was primarily due to an overall increase in mutual fund management fees, reflecting the overall growth in fund families' net assets. The Company managed 85 mutual funds consisting of $51.4 billion of assets at December 31, 1998 that included 42 Stagecoach Funds ($27.6 billion) and 43 Norwest Advantage Funds ($23.8 billion), compared with 78 mutual funds consisting of $41.9 billion of assets at December 31, 1997 that included 36 Stagecoach Funds ($23.3 billion) and 42 Norwest Advantage Funds ($18.6 billion). The Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $324.8 billion and $285.0 billion at December 31, 1998 and 1997, respectively.

     The increase in mortgage banking revenue is attributed to increases in origination and other closing fees and gains on sales of mortgages and servicing rights, net of increased amortization of capitalized mortgage servicing rights, related to the low mortgage interest rate environment.

     The majority of the gains from disposition of operations were related to the sale by the former Wells Fargo of its mortgage servicing business to GMAC Mortgage Corporation in the second quarter of 1998.

     At December 31, 1997, the Company had a liability of $48 million related to the disposition of premises and, to a lesser extent, severance and miscellaneous expenses associated with 65 stores not acquired as a result of the acquisition of First Interstate Bancorp or with former First Interstate stores that were identified in the fourth quarter of 1997 for closure in 1998. Of the 65 stores, 33 stores were closed in 1998. In 1998, the Company evaluated the remaining 32 stores scheduled to close and decided to retain them, which resulted in reducing the liability by $18 million. The decision was made based on numerous factors, including the need to maintain customer service levels, as well as improved profitability for these 32 stores. These developments were not anticipated or foreseen at the time these accruals were originally recorded. At December 31, 1998, there was no remaining liability.

TABLE 4: AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS)
(1)(2)

-------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                     1998                                     1997
                                                       -------------------------------          -------------------------------
                                                        AVERAGE      YIELDS/  INTEREST           Average      Yields/  Interest
                                                        BALANCE       RATES     INCOME/          balance       rates     income/
                                                                               EXPENSE                                  expense

EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                             $  1,652        5.58%   $    92          $  1,131        5.39%   $    61
Securities available for sale (3):
 Securities of U.S. Treasury and federal agencies         4,868        5.94        287             5,078        6.16        312
 Securities of U.S. states and political subdivisions     1,528        8.50        124             1,352        8.49        112
 Mortgage-backed securities:
   Federal agencies                                      17,194        7.05      1,187            19,844        7.13      1,403
   Private collateralized mortgage obligations            2,841        6.74        190             3,024        6.81        206
                                                       --------               --------          --------               --------
     Total mortgage-backed securities                    20,035        7.01      1,377            22,868        7.09      1,609
 Other securities                                         1,783        5.06        103             1,373        4.72         67
                                                       --------               --------          --------               --------
     Total securities available for sale                 28,214        6.80      1,891            30,671        6.88      2,100
Securities held to maturity                                  --          --         --                --          --         --
                                                       --------               --------          --------               --------
     Total securities                                    28,214        6.80      1,891            30,671        6.88      2,100
Loans held for sale (3)                                   4,804        7.71        371             3,849        8.11        312
Mortgages held for sale (3)                              12,978        6.92        898             6,741        7.27        490
Loans:
 Commercial                                              33,271        8.93      2,971            29,951        9.18      2,748
 Real estate 1-4 family first mortgage                   13,652        8.90      1,215            15,866        8.75      1,341
 Other real estate mortgage                              16,257        9.37      1,523            16,205        9.58      1,552
 Real estate construction                                 3,601        9.39        338             3,298        9.92        327
 Consumer:
   Real estate 1-4 family junior lien mortgage            9,983        9.17        903             9,880        9.39        949
   Credit card                                            6,012       14.96        900             6,663       14.53        968
   Other revolving credit and monthly payment            16,497       12.78      2,109            16,947       12.42      2,105
                                                       --------               --------          --------               --------
     Total consumer                                      32,492       12.55      3,912            33,490       12.28      4,022
 Lease financing                                          5,608        8.22        461             4,285        8.38        359
 Foreign                                                  1,324       20.96        277             1,042       20.31        212
                                                       --------               --------          --------               --------
       Total loans (4)(5)                               106,205       10.07     10,697           104,137       10.14     10,561
Other                                                     2,853        5.82        166             2,273        5.93        134
                                                       --------               --------          --------               --------

          Total earning assets                         $156,706        9.03     14,115          $148,802        9.19     13,658
                                                       ========               --------          ========               --------

FUNDING SOURCES
Deposits:
 Interest-bearing checking                             $  2,221        1.23         27          $  3,016        1.66         50
 Market rate and other savings                           52,909        2.60      1,375            51,182        2.58      1,322
 Savings certificates                                    27,749        5.22      1,448            28,581        5.27      1,506
 Other time deposits                                      4,040        5.49        222             3,708        5.64        209
 Deposits in foreign offices                                801        4.82         39             1,287        4.85         62
                                                       --------               --------          --------               --------
     Total interest-bearing deposits                     87,720        3.55      3,111            87,774        3.59      3,149
Short-term borrowings                                    14,454        5.37        777            11,362        5.37        610
Long-term debt                                           17,411        6.30      1,097            17,149        6.38      1,093
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                 1,010        8.06         81             1,287        7.82        101
                                                       --------               --------          --------               --------
     Total interest-bearing liabilities                 120,595        4.20      5,066           117,572        4.21      4,953
Portion of noninterest-bearing funding sources           36,111          --         --            31,230          --         --
                                                       --------               --------          --------               --------

          Total funding sources                        $156,706        3.24      5,066          $148,802        3.33      4,953
                                                       ========               --------          ========               --------

NET INTEREST MARGIN AND NET INTEREST INCOME
 ON A TAXABLE-EQUIVALENT BASIS (6)                                     5.79%   $ 9,049                          5.86%   $ 8,705
                                                                      =====   ========                         =====   ========

NONINTEREST-EARNING ASSETS

Cash and due from banks                                $ 10,669                                 $ 11,609
Goodwill                                                  7,865                                    8,186
Other                                                    13,115                                   13,653
                                                       --------                                 --------

          Total noninterest-earning assets             $ 31,649                                 $ 33,448
                                                       ========                                 ========

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                               $ 40,922                                 $ 37,710
Other liabilities                                         6,958                                    7,243
Preferred stockholders' equity                              463                                      554
Common stockholders' equity                              19,417                                   19,171
Noninterest-bearing funding sources used to
 fund earning assets                                    (36,111)                                 (31,230)
                                                       --------                                 --------
          Net noninterest-bearing funding sources      $ 31,649                                 $ 33,448
                                                       ========                                 ========

TOTAL ASSETS                                           $188,355                                 $182,250
                                                       ========                                 ========
--------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 8.35%, 8.44%, 8.27%, 8.83% and 7.14% for 1998, 1997, 1996, 1995 and 1994, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 5.56%, 5.74%, 5.51%, 6.04% and 4.75% for the same years, respectively.

(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)  Yields are based on amortized cost balances.

------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                       1996                                   1995
                                                       ---------------------------------        -------------------------------
                                                        Average      Yields/    Interest         Average      Yields/   Interest
                                                        balance       rates       income/        balance       rates      income/
                                                                                 expense                                 expense

EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                             $  1,596        5.46%     $    87        $    645        5.83%    $    38
Securities available for sale (3):
 Securities of U.S. Treasury and federal agencies         3,730        5.95          221           1,604        6.60         105
 Securities of U.S. states and political subdivisions       907        8.89           79             124       20.80           9
 Mortgage-backed securities:
   Federal agencies                                      20,199        6.98        1,410          13,897        7.27       1,017
   Private collateralized mortgage obligations            2,852        6.51          187           1,252        6.39          82
                                                       --------                 --------        --------                --------
     Total mortgage-backed securities                    23,051        6.92        1,597          15,149        7.19       1,099
 Other securities                                         1,567        5.03           77             750       12.06          50
                                                       --------                 --------        --------                --------
     Total securities available for sale                 29,255        6.76        1,974          17,627        7.48       1,263
Securities held to maturity                                  --          --           --           7,666        5.40         477
                                                       --------                 --------        --------                --------
     Total securities                                    29,255        6.76        1,974          25,293        5.40       1,740
Loans held for sale (3)                                   3,560        9.22          328           2,557        8.88         227
Mortgages held for sale (3)                               6,889        7.68          529           4,996        7.86         393
Loans:
 Commercial                                              27,547        9.15        2,520          17,773        9.67       1,718
 Real estate 1-4 family first mortgage                   15,522        8.64        1,301          11,883        8.51         976
 Other real estate mortgage                              15,612        9.21        1,438          11,742        9.40       1,104
 Real estate construction                                 2,940       10.25          301           1,833       10.06         184
 Consumer:
   Real estate 1-4 family junior lien mortgage            8,995        9.11          844           7,512        8.64         678
   Credit card                                            6,505       15.03          979           5,939       15.54         923
   Other revolving credit and monthly payment            16,505       12.25        2,022          10,887       13.26       1,444
                                                       --------                 --------        --------                --------
     Total consumer                                      32,005       12.24        3,845          24,338       13.16       3,045
 Lease financing                                          3,347        8.15          272           2,284        8.51         194
 Foreign                                                    950       20.52          195             704       23.01         162
                                                       --------                 --------        --------                --------
       Total loans (4)(5)                                97,923       10.08        9,872          70,557       10.47       7,383
Other                                                     1,696        5.51           94             940        5.87          55
                                                       --------                 --------        --------                --------

          Total earning assets                         $140,919        9.15       12,884        $104,988        9.36       9,836
                                                       ========                 --------        ========                --------

FUNDING SOURCES
Deposits:
 Interest-bearing checking                             $  6,749        1.38           93        $  6,423        1.24          80
 Market rate and other savings                           45,049        2.68        1,207          28,622        2.78         796
 Savings certificates                                    26,853        5.17        1,390          18,889        5.33       1,007
 Other time deposits                                      3,245        5.77          187           2,244        5.81         131
 Deposits in foreign offices                                719        4.76           34           2,381        5.86         139
                                                       --------                 --------        --------                --------
     Total interest-bearing deposits                     82,615        3.52        2,911          58,559        3.68       2,153
Short-term borrowings                                    10,692        5.25          562          12,682        5.88         746
Long-term debt                                           18,283        6.24        1,140          14,996        6.53         980
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                    82        7.81            6              --          --          --
                                                       --------                 --------        --------                --------
     Total interest-bearing liabilities                 111,672        4.14        4,619          86,237        4.50       3,879
Portion of noninterest-bearing funding sources           29,247          --           --          18,751          --          --
                                                       --------                 --------        --------                --------

          Total funding sources                        $140,919        3.28        4,619        $104,988        3.69       3,879
                                                       ========                 --------        ========                --------

NET INTEREST MARGIN AND NET INTEREST INCOME
 ON A TAXABLE-EQUIVALENT BASIS (6)                                     5.87%     $ 8,265                        5.67%    $ 5,957
                                                                      =====     ========                       =====    ========

NONINTEREST-EARNING ASSETS

Cash and due from banks                                $ 11,442                                 $  5,858
Goodwill                                                  6,477                                      895
Other                                                    11,051                                    5,273
                                                       --------                                 --------

          Total noninterest-earning assets             $ 28,970                                 $ 12,026
                                                       ========                                 ========

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                               $ 34,952                                 $ 19,070
Other liabilities                                         5,466                                    3,246
Preferred stockholders' equity                              968                                      942
Common stockholders' equity                              16,831                                    7,519
Noninterest-bearing funding sources used to
 fund earning assets                                    (29,247)                                 (18,751)
                                                       --------                                 --------
          Net noninterest-bearing funding sources      $ 28,970                                 $ 12,026
                                                       ========                                 ========

TOTAL ASSETS                                           $169,889                                 $117,014
                                                       ========                                 ========



(in millions)                                                                       1994
                                                       ---------------------------------
                                                        Average       Yields/   Interest
                                                        balance        rates      income/
                                                                                 expense

EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                             $    629         4.22%     $   27
Securities available for sale (3):
 Securities of U.S. Treasury and federal agencies         1,836         5.84         107
 Securities of U.S. states and political subdivisions       123        23.25          29
 Mortgage-backed securities:
   Federal agencies                                      11,822         6.63         801
   Private collateralized mortgage obligations            1,372         6.16          88
                                                       --------                 --------
     Total mortgage-backed securities                    13,194         6.58         889
 Other securities                                           597        13.89          77
                                                       --------                 --------
     Total securities available for sale                 15,750         6.88       1,102
Securities held to maturity                              10,180         5.39         549
                                                       --------                 --------
     Total securities                                    25,930         6.37       1,651
Loans held for sale (3)                                   1,713         7.49         128
Mortgages held for sale (3)                               3,764         7.19         271
Loans:
 Commercial                                              15,017         8.64       1,298
 Real estate 1-4 family first mortgage                   13,522         7.77       1,022
 Other real estate mortgage                              11,513         8.51         980
 Real estate construction                                 1,553         9.00         140
 Consumer:
   Real estate 1-4 family junior lien mortgage            6,309         7.77         519
   Credit card                                            4,771        15.14         722
   Other revolving credit and monthly payment             8,935        12.27       1,096
                                                       --------                 --------
     Total consumer                                      20,015        12.18       2,337
 Lease financing                                          1,952         8.32         162
 Foreign                                                    555        21.58         120
                                                       --------                 --------
       Total loans (4)(5)                                64,127         9.45       6,059
Other                                                       746         6.77          50
                                                       --------                 --------

          Total earning assets                         $ 96,909         8.42       8,186
                                                       ========                 --------
FUNDING SOURCES
Deposits:
 Interest-bearing checking                             $  6,801         1.17          80
 Market rate and other savings                           31,846         2.32         740
 Savings certificates                                    16,824         4.44         748
 Other time deposits                                      1,843         5.01          93
 Deposits in foreign offices                              1,257         4.62          58
                                                       --------                 --------
     Total interest-bearing deposits                     58,571         2.93       1,719
Short-term borrowings                                     9,075         4.39         399
Long-term debt                                           10,948         5.73         627
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                    --           --          --
                                                       --------                 --------
     Total interest-bearing liabilities                  78,594         3.49       2,745
Portion of noninterest-bearing funding sources           18,315           --          --
                                                       --------                 --------

          Total funding sources                        $ 96,909         2.82       2,745
                                                       ========                 --------

NET INTEREST MARGIN AND NET INTEREST INCOME
 ON A TAXABLE-EQUIVALENT BASIS (6)                                      5.60%     $5,441
                                                                      ======    ========


NONINTEREST-EARNING ASSETS

Cash and due from banks                                $  5,559
Goodwill                                                    600
Other                                                     3,853
                                                       --------

          Total noninterest-earning assets             $ 10,012
                                                       ========

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                               $ 17,723
Other liabilities                                         2,681
Preferred stockholders' equity                              865
Common stockholders' equity                               7,058
Noninterest-bearing funding sources used to
 fund earning assets                                    (18,315)
                                                       --------
          Net noninterest-bearing funding sources      $ 10,012
                                                       ========

TOTAL ASSETS                                           $106,921
                                                       ========
---------------------------------------------------------------

(4) Interest income includes loan fees, net of deferred costs, of approximately $120 million, $103 million, $86 million, $40 million and $37 million in 1998, 1997, 1996, 1995 and 1994, respectively.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

NONINTEREST EXPENSE

     Table 5 shows the major components of noninterest expense.

TABLE 5: NONINTEREST EXPENSE

--------------------------------------------------------------------------------
(in millions)                          Year ended December 31,          % Change
                                  ---------------------------       ------------
                                     1998      1997      1996       1998/   1997/
                                                                    1997    1996
Salaries and benefits             $ 4,416    $3,811    $3,624         16%      5%
Equipment                             900       739       724         22       2
Net occupancy                         764       719       688          6       5
Goodwill                              421       433       339         (3)     28
Core deposit intangible:
  Nonqualifying (1)                   217       240       227        (10)      6
  Qualifying                           26        33        38        (21)    (13)
Net losses on dispositions of
  premises and equipment              325        76        45        328      69
Operating losses                      152       374       189        (59)     98
Outside professional services         391       262       254         49       3
Contract services                     342       271       329         26     (18)
Telecommunications                    252       241       234          5       3
Outside data processing               250       217       216         15      --
Advertising and promotion             237       202       234         17     (14)
Postage                               228       210       206          9       2
Travel and entertainment              212       188       188         13      --
Stationery and supplies               178       182       192         (2)     (5)
Insurance                             132       122        90          8      36
Security                               84        87        56         (3)     55
All other                           1,052       583       851         80     (31)
                                  -------    ------    ------
  Total                           $10,579    $8,990    $8,724         18%      3%
                                  =======    ======    ======        ===     ===
--------------------------------------------------------------------------------

(1) Amortization of core deposit intangible acquired after February 1992 that is subtracted from stockholders' equity in computing regulatory capital for bank holding companies.


     A major portion of the increase in salaries and benefits was due to severance and other employee-related costs related to the Merger. The increase was also due to an increase in staff levels.

     The Company's active full-time equivalent (FTE) staff, including hourly employees, was 92,178 at December 31, 1998, compared with 88,671 at December 31, 1997.

     The increase in equipment expense was primarily due to personal computer purchases during the fourth quarter, mostly related to the replacement of personal computers.

     The increase in net losses on dispositions of premises and equipment was due to Merger-related costs associated with the disposition of leased and owned premises.

     Goodwill and CDI amortization resulting from the First Interstate acquisition were $288 million and $199 million, respectively, for the year ended December 31, 1998, compared with $292 million and $223 million, respectively, for the year ended December 31, 1997. The core deposit intangible is amortized on an accelerated basis based on an estimated useful life of 15 years. The effect on noninterest expense from the amortization of the nonqualifying core deposit intangible in 1999, 2000 and 2001 is expected to be $178 million, $162 million and $147 million, respectively. The related effect on income tax expense is expected to be a benefit of $68 million, $62 million and $56 million in 1999, 2000 and 2001, respectively.

     The increase in outside professional services was primarily due to fees for investment banking and other professional services resulting from the Merger.

     A major portion of the increase in the "All Other" category was due to the accrual of $208 million of irrevocable commitments to the Company's Foundation in connection with the Merger.

     During 1998, the former Norwest and the former Wells Fargo continued with their enterprise-wide project to prepare the Company's systems for Year 2000 compliance. The Year 2000 issue relates to computer systems that use two digits rather than four to define the applicable year and whether such systems will properly process information when the year changes to 2000. "Systems" includes hardware, networks, system and application software, and commercial "off the shelf" software, and embedded technology such as properties/date impacted processors in automated systems such as elevators, telephone systems, security systems, vault systems, heating and cooling systems and others. Priority is given to "mission critical" systems. A system is considered "mission critical" if it is vital to the successful continuation of a core business activity.

     The former Norwest's Year 2000 readiness project is divided into four phases -- Phase I: a comprehensive assessment and inventory of applicable software, system hardware devices, data and voice communication devices and embedded technology to determine Year 2000 vulnerability and risk; Phase II: date detection on systems to determine which systems must be remediated and which systems are compliant and require testing only, determination of the resources and costs, and the development of schedules; Phase III: repair, replacement and/or retirement of systems that are determined not to be Year 2000 compliant, and planning the integration testing for those systems that have interfaces with other systems both internal and external to the Company, such as customers and suppliers; and Phase IV: integration testing on applicable systems to validate that interfaces are Year 2000 compliant and contingency planning. The former Norwest has substantially completed Phases I, II and III of its Year 2000 project.

     The former Wells Fargo uses a four-phase plan for achieving Year 2000 readiness. The Assessment Phase (Phase I) determines which computers, operating systems, applications and facilities require remediation and prioritizing those remediation efforts. This has been completed except for the on-going assessment of new systems. The Renovation Phase (Phase II) corrects or replaces any non-compliant hardware, software or facilities. This phase has been substantially completed. All renovated software, both in-house applications and vendor software, was placed back into production before the Validation Phase (Phase III). The Validation Phase, which tests in-house systems, vendor software and service providers, is in process. During Phase IV, the Implementation Phase, remediated and validated code will be tested in interfaces with customers, business partners, government institutions and others.

     It is anticipated that the Company will have substantially completed the unfinished phases discussed in the preceding two paragraphs by June 30, 1999. The Company's Year 2000 Project Office oversees the Year 2000 efforts of the Company and all of its subsidiaries. Representatives from other areas of the Company, including the law department, audit, risk management and corporate communications, provide support for the Year 2000 project. In addition, as a financial services organization, the Company is under the supervision of federal regulatory agencies which have provided guidelines and are performing ongoing monitoring of the Year 2000 readiness of the Company.

     The Company may be affected by the Year 2000 compliance issues of governmental agencies, businesses and other entities who provide data to, or receive data from, the Company, and by entities, such as borrowers, vendors, customers and business partners, whose financial condition or operational capability is significant to the Company. The Company's Year 2000 project also includes assessing the Year 2000 readiness of certain customers, borrowers, vendors, business partners, counterparties and governmental entities and the testing of major external interfaces with third parties which the Company has determined are critical. Using a combination of surveys and direct communication, the Company has evaluated its major credit customers, assessed their Year 2000 efforts, and incorporated any identified Year 2000 customer risks into the Company's credit risk analysis processes. In addition to assessing the readiness of these external parties, the Company is developing contingency plans which will include plans to recover operations and alternatives to mitigate the effects of counterparties whose failure to properly address Year 2000 issues may adversely affect the Company's ability to perform certain functions. These contingency plans are expected to be substantially completed by June 30, 1999.

     The Company currently estimates that its total cost for the Year 2000 project will approximate $315 million. Through December 31, 1998, the Company has incurred charges of $202 million related to its Year 2000 project of which $176 million total expenditures were incurred in 1998. Charges for the former Norwest include the cost of internal staff redeployed to the Year 2000 project, as well as external consulting costs and costs of accelerated replacement of hardware and software due to Year 2000 issues. Charges for the former Wells Fargo include the cost of external consulting and costs of accelerated replacement of hardware and software, but do not include the cost of internal staff redeployed to the Year 2000 project. The Company does not believe that the redeployment of internal staff for the former Wells Fargo will have a material impact on the financial condition or results of operations for the Company.

     The previous paragraphs contain a number of forward-looking statements. These statements reflect management's best current estimates, which were based on numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other third parties, and additional factors. There can be no guarantee that these estimates, including Year 2000 costs, will be achieved, and actual results could differ materially from those estimates. A number of important factors could cause management's estimates and the impact of the Year 2000 issue to differ materially from what is described in the forward-looking statements contained in the above paragraphs. Those factors include, but are not limited to, uncertainties in the cost of hardware and software, the availability and cost of programmers and other systems personnel, inaccurate or incomplete execution of the phases, ineffective remediation of computer code, and whether the Company's customers, vendors, competitors and counterparties effectively address the Year 2000 issue.

     If Year 2000 issues are not adequately addressed by the Company and significant third parties, the Company's business, results of operations and financial position could be materially adversely affected. Failure of certain vendors to be Year 2000 compliant could result in disruption of important services upon which the Company depends, including, but not limited to, such services as telecommunications, electrical power and data processing. Failure of the Company's loan customers to properly prepare for the Year 2000 could also result in increases in problem loans and credit losses in future years. Notwithstanding the Company's efforts, there can be no assurance that the Company or significant third party vendors or other significant third parties will adequately address their Year 2000 issues. The Company is continuing to assess the Year 2000 readiness of third parties but does not know at this time whether the failure of third parties to be Year 2000 compliant will have a material effect on the Company's results of operations, liquidity and financial condition.

     The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

     The Year 2000 disclosures contained in this Annual Report are designated as Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act.

EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI

     Table 6 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible amortization ("cash" or "tangible") for the year ended December 31, 1998. Table 7 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 1998. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" or "tangible" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to Financial Statements for other information regarding funds available for use by management.


TABLE 6:  EARNINGS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-------------------------------------------------------------------------------
(in millions, except
per share amounts)                                 Year ended December 31, 1998
                             --------------------------------------------------
                             Reported                   Amortization     "Cash"
                             earnings    ---------------------------   earnings
                                         Goodwill      Nonqualifying
                                                        core deposit
                                                          intangible
Income before income
      tax expense              $3,293        $421               $217     $3,931
   Income tax expense           1,343          --                 88      1,431
                               ------        ----               ----     ------
Net income                      1,950         421                129      2,500
   Preferred stock
      dividends                    35          --                 --         35
                               ------        ----               ----     ------
Net income applicable
   to common stock             $1,915        $421               $129     $2,465
                               ======        ====               ====     ======
Earnings per
   common share                $ 1.18        $.26               $.08     $ 1.52
                               ======        ====               ====     ======
Diluted earnings per
   common share                $ 1.17        $.25               $.08     $ 1.50
                               ======        ====               ====     ======
-------------------------------------------------------------------------------


TABLE 7: RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-------------------------------------------------------------------------------
(in millions)                                      Year ended December 31, 1998

                        ---------------------------------------
                        ROA:           A/(C-E)    =       1.39%
                        ROE:           B/(D-E)    =      23.15%
                        Efficiency:    (F-G)/H    =      64.31%
                        ---------------------------------------
Net income                                                          $  2,500 (A)
Net income applicable to common stock                                  2,465 (B)
Average total assets                                                 188,355 (C)
Average common stockholders' equity                                   19,417 (D)
Average goodwill ($7,865) and after-tax nonqualifying
   core deposit intangible ($906)                                      8,771 (E)
Noninterest expense                                                   10,579 (F)
Amortization expense for goodwill and nonqualifying
   core deposit intangible                                               638 (G)
Net interest income plus noninterest income                           15,417 (H)
-------------------------------------------------------------------------------


BALANCE SHEET ANALYSIS

     A comparison between the year-end 1998 and 1997 balance sheets is presented below.


SECURITIES AVAILABLE FOR SALE

     Total securities available for sale averaged $28.2 billion in 1998, an 8% decrease from $30.7 billion in 1997. Total securities available for sale were $32.0 billion at December 31, 1998, a 15% increase from $27.9 billion at December 31, 1997.

     The securities available for sale portfolio includes both debt and marketable equity securities. At December 31, 1998, the securities available for sale portfolio had an unrealized net gain of $830 million, comprised of unrealized gross gains of $919 million and unrealized gross losses of $89 million. At December 31, 1997, the securities available for sale portfolio had an unrealized net gain of $740 million, comprised of unrealized gross gains of $787 million and unrealized gross losses of $47 million. The unrealized net gain or loss on securities available for sale is reported on an after-tax basis as a valuation allowance that is a component of cumulative other comprehensive income. At December 31, 1998, the valuation allowance amounted to an unrealized net gain of $477 million, compared with an unrealized net gain of $474 million at December 31, 1997.

     The unrealized net gain in the debt securities portion of the securities available for sale portfolio at December 31, 1998 was primarily attributable to mortgage-backed securities, reflecting a decrease in interest rates since the time of purchase. The Company may decide to sell certain of the securities available for sale to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 4 to Financial Statements for securities available for sale by security type.)

     At December 31, 1998, mortgage-backed securities, including collateralized mortgage obligations (CMOs), represented $24.2 billion, or 76% of the Company's securities available for sale portfolio. The CMO securities held by the Company (including the private issues) are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. As an indication of interest rate risk, the Company has estimated the effect of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on this rate scenario, mortgage-backed securities would decrease in fair value from $24.2 billion to $22.7 billion and the expected remaining maturity of these securities would increase from 4 years and 6 months to 6 years and 5 months.


LOAN PORTFOLIO

     A comparative schedule of average loan balances is presented in Table 4; year-end balances are presented in Note 5 to Financial Statements.

     Loans averaged $106.2 billion in 1998, compared with $104.1 billion in 1997. Total loans at December 31, 1998 were $108.0 billion, compared with $106.3 billion at year-end 1997. The Company's total unfunded loan commitments increased to $71.5 billion at December 31, 1998, from $66.5 billion at December 31, 1997.

     Commercial loans grew 10.6% to $35.5 billion at year-end 1998, from $32.1 billion at December 31, 1997. Total unfunded commercial loan commitments were $34.9 billion at December 31, 1998 compared with $33.7 billion at December 31, 1997.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

     Table 8 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 8 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 9. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in the table below. (Note 1 to Financial Statements describes the Company's accounting policy relating to nonaccrual and restructured loans.)


TABLE 8:  NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

---------------------------------------------------------------------------------------------------------------------------
(in millions)
                                                                                                                December 31,
                                                                 ----------------------------------------------------------
                                                                 1998          1997          1996         1995         1994
 Nonaccrual loans (1)(2)                                         $709          $706        $  871         $705       $  695
 Restructured loans (3)                                             1             9            10           16           17
                                                                 ----          ----        ------         ----       ------
 Nonaccrual and restructured loans                                710           715           881          721          712
 As a percentage of total loans                                    .7%           .7%           .8%         1.0%         1.1%
 Other real estate (ORE)                                          173           264           308          244          306
 Real estate investments(4)                                         1             4             4           13           18
                                                                 ----          ----        ------         ----       ------
 Total nonaccrual and restructured
  loans and other assets                                         $884          $983        $1,193         $978       $1,036
                                                                 ====          ====        ======         ====       ======
---------------------------------------------------------------------------------------------------------------------------


(1) Includes commercial agricultural loans of $32 million, $24 million, $25 million, $13 million and $4 million and agricultural loans secured by real estate of $16 million, $18 million, $13 million, $5 million and $9 million at December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

(2) Of the total nonaccrual loans, $388 million, $411 million, $587 million and $508 million at December 31, 1998, 1997, 1996 and 1995, respectively, were considered impaired under FAS 114 (Accounting by Creditors for Impairment of a Loan).

(3) In addition to originated loans that were subsequently restructured, there were loans of $23 million, $23 million, $50 million and $50 million at December 31, 1998, 1997, 1996 and 1995, respectively, that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase. Of the total restructured loans and loans purchased at a steep discount, $23 million, $23 million, $50 million and $50 million were considered impaired under FAS 114 at December 31, 1998, 1997, 1996 and 1995, respectively.

(4) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $128 million, $172 million, $154 million, $96 million and $55 million at December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

     The Company anticipates normal influxes of nonaccrual loans as it further increases its lending activity as well as resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be affected by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on its policies.

     The Company generally identifies loans to be evaluated for impairment under FAS 114, Accounting by Creditors for Impairment of a Loan, when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired. Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. Not all impaired loans are necessarily placed on nonaccrual status. That is, restructured loans performing under restructured terms beyond a specified performance period are classified as accruing but may still be deemed impaired under FAS 114.

     For loans covered under FAS 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the Company will measure the amount of impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. FAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

     If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer on nonaccrual or restructured at year end) had been accrued under their original terms, $68 million of interest would have been recorded in 1998, compared with $26 million actually recorded.

     Other real estate (ORE) at December 31, 1998 decreased to $173 million from $264 million at December 31, 1997. A majority of ORE at December 31, 1998 has been in the portfolio three years or less, with land and agricultural properties representing a significant portion of the amount greater than three years old.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

     Table 9 shows loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual because they are automatically charged off after being past due for a prescribed period (generally, within 180 days). Notwithstanding, real estate 1-4 family loans (first liens and junior liens) are placed on nonaccrual within 120 days of becoming past due and such nonaccrual loans are excluded from Table 9.

TABLE 9: LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

---------------------------------------------------------------------
(in millions)                                             December 31,
                              ---------------------------------------
                              1998    1997     1996      1995    1994
Commercial                    $  9    $ 11     $ 69      $ 13    $  8
Real estate
  1-4 family
  first mortgage                17      37       43         9      18
Other real estate
  mortgage                      41      35       78        32      52
Real estate
  construction                   6      13       10         3       1
Consumer:
  Real estate
    1-4 family junior
    lien mortgage               32      42       23         4       4
  Credit card                  133     154      140       113      70
  Other revolving
    credit and
    monthly
    payment                    104     105       81        62      23
                              ----    ----     ----      ----    ----
       Total consumer          269     301      244       179      97
                              ----    ----     ----      ----    ----
   Total                      $342    $397     $444      $236    $176
                              ====    ====     ====      ====    ====
---------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

     An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to Financial Statements. At December 31, 1998, the allowance for loan losses was $3,134 million, or 2.90% of total loans, compared with $3,062 million, or 2.88%, at December 31, 1997 and $3,059 million, or 2.89%, at December 31, 1996. The provision for loan losses totaled $1,545 million in 1998, $1,140 million in 1997 and $500 million in 1996. Of these amounts, the former Wells Fargo provided $670 million for loan losses in 1998, $615 million in 1997 and $105 million in 1996. This trend of increasing provision expense at the former Wells Fargo followed a period from 1993 to 1995 during which the Company had reduced its provision as its loan portfolio (particularly in California) had made a gradual recovery in credit quality following the recessionary economic environment of 1991 and 1992. Throughout this period the Company considered its allowance for loan losses adequate in relation to its existing loan portfolio. The provision for loan losses in 1998 approximated net charge-offs, and the Company anticipates that it will continue to make a provision in 1999 which is similarly close to the level of actual net losses. Net charge-offs in 1998 were $1,617 million, or 1.52% of average total loans, compared with $1,305 million, or 1.25%, in 1997 and $1,022 million, or 1.04%, in 1996. Loan loss recoveries were $427 million in 1998, compared with $426 million in 1997 and $349 million in 1996.

     The largest category of net charge-offs in 1998 was other revolving credit and monthly payment loans, comprising 52% of the total net charge-offs. This product category includes approximately $300 million of losses in Island Finance reflecting a fourth quarter review of its loan portfolio. Results of the portfolio review revealed the recent deterioration of economic conditions in Puerto Rico. These problems were compounded by hurricane damage in the latter part of 1998. In 1997 and 1996 credit card loans comprised the largest category of net charge-offs, accounting for approximately 40% of total net charge-offs. During 1998, credit card gross charge-offs due to bankruptcies were $214 million, or 40%, of total credit card charge-offs, compared with $244 million, or 42%, and $215 million, or 44%, in 1997 and 1996, respectively. In addition, credit card loans 30 to 89 days past due and still accruing totaled $154 million at December 31, 1998, compared with $200 million and $228 million at December 31, 1997 and 1996, respectively.

     Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

     The Company considers the allowance for loan losses of $3,134 million adequate to cover losses inherent in loans, commitments to extend credit and standby letters of credit at December 31, 1998. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the Company's ongoing examination process and that of its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 to Financial Statements.

DEPOSITS

     Comparative detail of average deposit balances is presented in Table 4. Average core deposits increased 3% in 1998 compared with 1997. Average core deposits funded 66% of the Company's average total assets in 1998 and 1997.

     Year-end deposit balances are presented in Table 10.

TABLE 10: DEPOSITS

---------------------------------------------------------------------
(in millions)                               December 31,            %
                                  ---------------------        Change
                                      1998         1997
Noninterest-bearing               $ 46,732     $ 40,206            16%
Interest-bearing checking            2,402        2,759           (13)
Market rate and
  other savings                     55,658       51,038             9
Savings certificates                27,497       28,324            (3)
                                  --------     --------
  Core deposits                    132,289      122,327             8
Other time deposits                  3,753        3,927            (4)
Deposits in foreign offices            746        1,402           (47)
                                  --------     --------
    Total deposits                $136,788     $127,656             7%
                                  ========     ========           ===
---------------------------------------------------------------------

MARKET RISKS

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Company is exposed is interest rate risk. The majority of the Company's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available for sale, deposit liabilities, short-term borrowings, long-term debt and derivative financial instruments used for asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk." There is, however, another source of interest rate risk which results from changing spreads between asset and liability rates. The Company calls this type of risk "basis risk;" it is a significant source of interest rate risk for the Company and is more difficult to quantify and manage than term structure risk. Two primary components of basis risk for the Company are the spread between Prime-based loans and market rate account (MRA) savings deposits and the rate paid on savings and interest-bearing checking accounts as compared to LIBOR-based loans.

     Interest rate risk is managed within an overall asset/liability framework for the Company. The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads and net income to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. The Company employs a sensitivity analysis in the form of a net interest income simulation to help characterize the market risk arising from changes in interest rates in the other-than-trading portfolio.

     The Company's net interest income simulation includes all other-than-trading financial assets, financial liabilities, derivative financial instruments and leases where the Company is the lessor. It captures the dynamic nature of the balance sheet by anticipating probable balance sheet and off-balance sheet strategies and volumes under different interest rate scenarios over the course of a one-year period. This simulation measures both the term structure risk and the basis risk in the Company's positions. The simulation also captures the option characteristics of products, such as caps and floors on floating rate loans, the right to prepay mortgage loans without penalty and the ability of customers to withdraw deposits on demand. These options are modeled directly in the simulation either through the use of option pricing models, in the case of caps and floors on loans, or through statistical analysis of historical customer behavior, in the case of mortgage loan prepayments or non-maturity deposits.

     The simulation model is used to measure the impact on after-tax net income, relative to a base case scenario, of rates increasing or decreasing 100 basis points over the next 12 months. The simulation showing the largest drop in net income relative to the base case scenario over the next twelve months is a 100 basis point increase in rates which will result in a decrease in net income of $26 million. In the simulation which was run at December 31, 1997, the largest drop in net income relative to the base case scenario over the next twelve months was a 100 basis point decrease in rates which would result in a decrease in net income of $17 million.

     The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate exposures indicated by the net interest income simulation described above. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of MRA savings deposits to better match the maturity of Prime-based loans. The Company also purchases interest rate floors to protect against the loss in interest income on LIBOR-based loans during a declining interest rate environment. Additionally, receive-fixed rate swaps are used to convert floating-rate loans into fixed rates to better match the liabilities that fund the loans. The Company also uses derivatives including floors, futures contracts and options on futures contracts to hedge the Company's mortgage servicing rights.

     Looking toward managing interest rate risk in 1999, the Company will continue to face term structure risk and basis risk and may be confronted with several risk scenarios. If interest rates rise, net income may actually increase if deposit rates lag increases in market rates (e.g., Prime, LIBOR). The Company could, however, experience pressure on net income in this scenario if deposits are aggressively repriced as market rates increase.

     A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, as they did between 1994 and 1996. This rate scenario could also create significant risk to net income. The Company has partially hedged against this risk with interest rate floors, receive-fixed rate swap contracts and fixed-rate mortgage backed securities. As mentioned above, the Company has also partially hedged the mortgage servicing rights against this rate scenario using primarily floors, futures contracts and options on futures contracts. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would affect its liquidity position.

     The Company considers the fair values and the potential near term losses to future earnings related to its customer accommodation derivative financial instruments to be immaterial.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses interest rate derivative financial instruments as asset/liability management tools to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to its customers, but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. For further discussion of derivative financial instruments, refer to Note 23 to Financial Statements.

LIQUIDITY AND CAPITAL MANAGEMENT

     The Company manages its liquidity and capital at both the parent and subsidiary levels.

     In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the Company's securities available for sale portfolio. The weighted average expected remaining maturity of the debt securities within this portfolio was 4 years and 9 months at December 31, 1998. Of the $31.2 billion debt securities in this portfolio at December 31, 1998, $8.2 billion, or 26%, is expected to mature or be prepaid in 1999 and an additional $4.6 billion, or 16%, is expected to mature or be prepaid in 2000. Asset liquidity is further enhanced by the Company's ability to securitize assets such as mortgage loans.

     Core deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 76% and 77% of its average total assets in 1998 and 1997, respectively.

     The remaining funding of average total assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $14.5 billion and $11.4 billion in 1998 and 1997, respectively. Long-term debt averaged $17.4 billion and $17.1 billion in 1998 and 1997, respectively. Trust preferred securities averaged $1.0 billion and $1.3 billion in 1998 and 1997, respectively.

     Liquidity for the Parent is provided by dividend and interest income from its subsidiaries, potential disposition of readily marketable assets and through its ability to raise funds in a variety of domestic and international money and capital markets. In 1996, the Company filed a universal registration statement with the Securities and Exchange Commission (SEC) that allows for the issuance of $5 billion of domestic debt and equity securities, excluding common stock. In 1996, the Parent established a $2 billion Euro Medium-Term Note program (Euro
MTN). The proceeds from the sale of any securities are expected to be used for general corporate purposes. As of December 31, 1998, the Company had issued $1.7 billion of domestic securities under the universal registration statement and $300 million under the Euro MTN program.

     To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1999 are estimated at about $470 million for equipment for stores, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

     The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. (See Note 22 to Financial Statements for additional information.)

     Since 1986, the Company has repurchased common stock in the open market in a systematic pattern to meet the common stock issuance requirements of the Company's benefit plans and other common stock issuance requirements, including acquisitions accounted for as purchases. As of December 31, 1998, the total common stock purchase authority was approximately 3.1 million shares. In January of 1999, the Board of Directors authorized the repurchase of up to 8 million additional shares of the Company's outstanding common stock.


COMPARISON OF 1997 TO 1996

     On April 1, 1996, the Company completed its acquisition of First Interstate, which was accounted for as a purchase business combination. As a result, the financial information presented in this Annual Report reflects the effects of the acquisition subsequent to the consummation date (i.e., the year 1997 reflects twelve months of combined operations, compared with nine months for the year 1996). Since the Company's results of operations subsequent to April 1, 1996 reflect amounts recognized from the combined operations, they cannot be divided between or attributed directly to either of the two former entities nor can they be directly compared with prior periods.

     Net interest income increased $426 million in 1997 compared to 1996. The increase in net interest income was due to an increase in earning assets.

     Net income in 1997 was $2,499 million, compared with $2,228 million in 1996, an increase of 12%. Diluted earnings per common share were $1.48 in 1997, compared with $1.36 in 1996, an increase of 9%. Return on average assets (ROA) was 1.37% and return on average common equity (ROE) was 12.81% in 1997, compared with 1.31% and 12.73%, respectively, in 1996.

     Diluted earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" or "tangible" earnings) were $1.83 per share in 1997, compared with $1.67 in 1996. On the same basis, ROA was 1.78% and ROE was 30.49% in 1997, compared with 1.66% and 28.55%, respectively, in 1996.

     Net interest income on a taxable-equivalent basis was $8,705 million in 1997, compared with $8,265 million in 1996. The Company's net interest margin was 5.86% for 1997, compared with 5.87% in 1996.

     Noninterest income in 1997 was $5,675 million, compared with $4,769 million in 1996, an increase of 19%. The increases in noninterest income were due to increases in fee-based revenues, including trust and investment fees, credit card fees, other fees and commissions and increased earnings for Mortgage Banking. The increases for Mortgage Banking were principally due to increases in mortgage loan funding and the servicing portfolio. These increases were partially offset by higher levels of amortization in 1997 compared to 1996, which reflected increased balances of capitalized servicing associated with a larger servicing portfolio and increased assumed prepayments due to a lower interest rate environment.

     Noninterest expense in 1997 was $8,990 million, compared with $8,724 million in 1996. The largest of the increases were in salaries and operating losses. The increase in salaries was due to increased staff levels due to acquisitions. The increase in operating losses was predominantly a result of back-office problems which arose subsequent to certain systems conversions and other changes to operating processes that were a part of the First Interstate integration.

     There was a provision for loan losses of $1,140 million in 1997, compared with $500 million in 1996. Of these amounts, the former Wells Fargo provided $615 million for loan losses in 1997 and $105 million in 1996. Throughout this period the Company considered its allowance for loan losses adequate in relation to its existing loan portfolio, which had gradually improved in credit quality following the economic environment of 1991 and 1992. Net charge-offs in 1997 were $1,305 million, or 1.25% of average total loans, compared with $1,022 million, or 1.04%, in 1996. The allowance for loan losses was 2.88% of total loans at December 31, 1997, compared with 2.89% at December 31, 1996.

     Total nonaccrual and restructured loans were $715 million, or .7% of total loans, at December 31, 1997, compared with $881 million, or .8% of total loans, at December 31, 1996. ORE was $264 million at December 31, 1997, compared with $308 million at December 31, 1996.


ADDITIONAL INFORMATION

     Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 88,275 as of January 31, 1999.

                 PRICE RANGE OF COMMON STOCK -- ANNUAL ($)

                                 [BAR GRAPH]


                PRICE RANGE OF COMMON STOCK -- QUARTER ($)

                                 [BAR GRAPH]

WELLS FARGO & COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

---------------------------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                                                              Year ended December 31,
                                                                              ---------------------------------------------
                                                                                  1998                1997             1996
INTEREST INCOME
Securities available for sale                                                 $  1,844            $  2,063         $  1,950
Mortgages held for sale                                                            898                 490              529
Loans held for sale                                                                371                 312              328
Loans                                                                           10,685              10,539            9,854
Other interest income                                                              257                 198              180
                                                                              --------            --------         --------
      Total interest income                                                     14,055              13,602           12,841
                                                                              --------            --------         --------
INTEREST EXPENSE
Deposits                                                                         3,111               3,150            2,911
Short-term borrowings                                                              777                 610              562
Long-term debt                                                                   1,097               1,093            1,140
Guaranteed preferred beneficial interests
   in Company's subordinated debentures                                             80                 101                6
                                                                              --------            --------         --------
      Total interest expense                                                     5,065               4,954            4,619
                                                                              --------            --------         --------
NET INTEREST INCOME                                                              8,990               8,648            8,222
Provision for loan losses                                                        1,545               1,140              500
                                                                              --------            --------         --------
Net interest income after provision for loan losses                              7,445               7,508            7,722
                                                                              --------            --------         --------
NONINTEREST INCOME
Service charges on deposit accounts                                              1,357               1,244            1,198
Trust and investment fees and commissions                                        1,068                 954              775
Credit card fee revenue                                                            520                 448              350
Other fees and commissions                                                         946                 826              689
Mortgage banking                                                                 1,106                 927              844
Insurance                                                                          348                 336              280
Net venture capital gains                                                          113                 191              256
Net gains on securities available for sale                                         169                  99               12
Other                                                                              800                 650              365
                                                                              --------            --------         --------
      Total noninterest income                                                   6,427               5,675            4,769
                                                                              --------            --------         --------
NONINTEREST EXPENSE
Salaries and benefits                                                            4,416               3,811            3,624
Equipment                                                                          900                 739              724
Net occupancy                                                                      764                 719              688
Goodwill                                                                           421                 433              339
Core deposit intangible                                                            243                 273              265
Net losses on dispositions of premises and equipment                               325                  76               45
Operating losses                                                                   152                 374              189
Other                                                                            3,358               2,565            2,850
                                                                              --------            --------         --------
      Total noninterest expense                                                 10,579               8,990            8,724
                                                                              --------            --------         --------
INCOME BEFORE INCOME TAX EXPENSE                                                 3,293               4,193            3,767
Income tax expense                                                               1,343               1,694            1,539
                                                                              --------            --------         --------
NET INCOME                                                                    $  1,950            $  2,499         $  2,228
                                                                              ========            ========         ========
NET INCOME APPLICABLE TO COMMON STOCK                                         $  1,915            $  2,456         $  2,143
                                                                              ========            ========         ========
EARNINGS PER COMMON SHARE                                                     $   1.18            $   1.50         $   1.38
                                                                              ========            ========         ========
DILUTED EARNINGS PER COMMON SHARE                                             $   1.17            $   1.48         $   1.36
                                                                              ========            ========         ========
DIVIDENDS DECLARED PER COMMON SHARE                                           $    .70            $   .615         $   .525
                                                                              ========            ========         ========
Average common shares outstanding                                              1,621.5             1,634.6          1,553.3
                                                                              ========            ========         ========
Diluted average common shares outstanding                                      1,641.8             1,657.8          1,570.5
                                                                              ========            ========         ========
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

WELLS FARGO & COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

---------------------------------------------------------------------------------------------------------------------------
(in millions, except shares)                                                                                    December 31,
                                                                                                    -----------------------
                                                                                                        1998           1997
ASSETS
Cash and due from banks                                                                             $ 12,731       $ 13,081
Federal funds sold and securities
   purchased under resale agreements                                                                   1,517          1,049
Securities available for sale                                                                         31,997         27,872
Mortgages held for sale                                                                               19,770          9,706
Loans held for sale                                                                                    5,322          4,494

Loans                                                                                                107,994        106,311
Allowance for loan losses                                                                              3,134          3,062
                                                                                                    --------       --------
     Net loans                                                                                       104,860        103,249
                                                                                                    --------       --------
Mortgage servicing rights                                                                              3,080          3,048
Premises and equipment, net                                                                            3,130          3,311
Core deposit intangible                                                                                1,510          1,737
Goodwill                                                                                               7,664          8,062
Interest receivable and other assets                                                                  10,894         10,076
                                                                                                    --------       --------
     Total assets                                                                                   $202,475       $185,685
                                                                                                    ========       ========
LIABILITIES
Noninterest-bearing deposits                                                                        $ 46,732       $ 40,206
Interest-bearing deposits                                                                             90,056         87,450
                                                                                                    --------       --------
     Total deposits                                                                                  136,788        127,656
Short-term borrowings                                                                                 15,897         13,381
Accrued expenses and other liabilities                                                                 8,537          6,236
Long-term debt                                                                                        19,709         17,335
Guaranteed preferred beneficial interests
   in Company's subordinated debentures                                                                  785          1,299

STOCKHOLDERS' EQUITY
Preferred stock                                                                                          547            543
Unearned ESOP shares                                                                                     (84)           (80)
                                                                                                    --------       --------
     Total preferred stock                                                                               463            463
Common stock-$1 2/3 par value, authorized 4,000,000,000 shares;
   issued 1,661,392,590 shares and 1,630,640,939 shares                                                2,769          2,718
Additional paid-in capital                                                                             8,673          8,126
Retained earnings                                                                                      9,045          8,292
Cumulative other comprehensive income                                                                    463            464
Notes receivable from ESOP                                                                                (3)           (10)
Treasury stock -- 17,334,787 shares and 10,493,685 shares                                               (651)          (275)
                                                                                                    --------       --------
     Total stockholders' equity                                                                       20,759         19,778
                                                                                                    --------       --------
     Total liabilities and stockholders' equity                                                     $202,475       $185,685
                                                                                                    ========       ========
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

WELLS FARGO & COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
INCOME

---------------------------------------------------------------------------------------------------------------
(in millions, except shares)
                                                                              Unearned               Additional
                                                        Number   Preferred        ESOP      Common      paid-in
                                                     of shares       stock      shares       stock      capital
BALANCE DECEMBER 31, 1995                                            $ 830        $(39)     $1,381      $ 1,321
                                                                     -----        ----      ------      -------
Comprehensive income
   Net income-1996
   Other comprehensive income,
     net of tax:
     Translation adjustments
     Unrealized gains (losses) on securities
        available for sale arising
        during the year
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income

Total comprehensive income
Common stock issued                                 15,490,268                                  13          164
Preferred stock issued for acquisitions              1,750,000         350                                   10
Common stock issued for acquisitions               560,380,462                                 895       10,580
Preferred stock issued, net of issuance costs        4,000,000         200                                   (3)
Preferred stock repurchased                          1,127,125        (552)
Common stock repurchased                           101,936,842                                (140)      (2,018)
Preferred stock issued to ESOP                          59,000          59         (61)                       2
Preferred stock released to ESOP                                                    39                       (1)
Preferred stock (37,777) converted
   to common shares                                  1,970,310         (37)                                   4
Preferred stock dividends
Common stock dividends
Fair value adjustment related to
   acquiree's options                                                                                       111
Cash payments received on notes
   receivable from ESOP
                                                                     -----        ----      ------      -------
Net change                                                              20         (22)        768        8,849
                                                                     -----        ----      ------      -------
BALANCE DECEMBER 31, 1996                                              850         (61)      2,149       10,170
                                                                     -----        ----      ------      -------
Comprehensive income
   Net income-1997
   Other comprehensive income,
     net of tax:
     Translation adjustments
     Unrealized gains (losses) on securities
        available for sale arising
        during the year
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income

Total comprehensive income
Common stock issued                                 18,793,327                                  10          155
Common stock issued for acquisitions                23,835,535                                  21           20
Preferred stock repurchased                          1,100,000        (325)
Common stock repurchased                            74,627,681                                 (97)      (1,591)
Preferred stock issued to ESOP                          51,700          52         (54)                       2
Preferred stock released to ESOP                                                    35                       (1)
Preferred stock (34,074) converted
   to common shares                                  1,212,871         (34)                                   6
Preferred stock dividends
Common stock dividends
Cash payments received on notes
   receivable from ESOP
Stock split                                                                                    635         (635)
                                                                     -----        ----      ------      -------
Net change                                                            (307)        (19)        569       (2,044)
                                                                     -----        ----      ------      -------
BALANCE DECEMBER 31, 1997                                              543         (80)      2,718        8,126
                                                                     -----        ----      ------      -------
Comprehensive income
   Net income-1998
   Other comprehensive income,
     net of tax:
     Translation adjustments
     Unrealized gains (losses) on securities
        available for sale arising
        during the year
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income

Total comprehensive income
Common stock issued                                 39,048,384                                  49          910
Common stock issued for acquisitions                16,743,233                                  24           38
Common stock repurchased                            32,676,277                                 (22)        (407)
Preferred stock issued to ESOP                                          35         (37)                       2
Preferred stock released to ESOP                                                    33                       (1)
Preferred stock (31,043) converted
   to common shares                                    799,216         (31)                                   3
Preferred stock dividends
Common stock dividends
Cash payments received on notes
   receivable from ESOP                                                                                       2
Rabbi trust asset classified as treasury stock
                                                                     -----        ----      ------      -------
Net change                                                               4          (4)         51          547
                                                                     -----        ----      ------      -------
BALANCE DECEMBER 31, 1998                                            $ 547        $(84)     $2,769      $ 8,673
                                                                     =====        ====      ======      =======
---------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
(in millions, except shares)                                          Notes                  Cumulative     Total
                                                                 receivable                      other      stock-
                                                      Retained         from   Treasury    comprehensive  holders'
                                                      earnings         ESOP      stock           income    equity
BALANCE DECEMBER 31, 1995                               $5,542         $(13)     $(126)           $ 343   $ 9,239
                                                        ------         ----      -----            -----   -------
Comprehensive income
   Net income-1996                                       2,228                                              2,228
   Other comprehensive income,
     net of tax:
     Translation adjustments                                                                         (1)       (1)
     Unrealized gains (losses) on securities
        available for sale arising
        during the year                                                                             (19)      (19)
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income                                                                  (7)       (7)
                                                                                                          -------
Total comprehensive income                                                                                  2,201
Common stock issued                                        (71)                    116                        222
Preferred stock issued for acquisitions                                                                       360
Common stock issued for acquisitions                        72           (2)        99                     11,644
Preferred stock issued, net of issuance costs                                                                 197
Preferred stock repurchased                                                                                  (552)
Common stock repurchased                                                          (355)                    (2,513)
Preferred stock issued to ESOP                                                                                 --
Preferred stock released to ESOP                                                                               38
Preferred stock (37,777) converted
   to common shares                                                                 33                         --
Preferred stock dividends                                  (85)                                               (85)
Common stock dividends                                    (815)                                              (815)
Fair value adjustment related to
   acquiree's options                                                                                         111
Cash payments received on notes
   receivable from ESOP                                                   4                                     4
                                                        ------         ----      -----            -----   -------
Net change                                               1,329            2       (107)             (27)   10,812
                                                        ------         ----      -----            -----   -------
BALANCE DECEMBER 31, 1996                                6,871          (11)      (233)             316    20,051
                                                        ------         ----      -----            -----   -------
Comprehensive income
   Net income-1997                                       2,499                                              2,499
   Other comprehensive income,
     net of tax:
     Translation adjustments                                                                          1         1
     Unrealized gains (losses) on securities
        available for sale arising
        during the year                                                                             206       206
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income                                                                 (59)      (59)
                                                                                                          -------
Total comprehensive income                                                                                  2,647
Common stock issued                                       (151)                    282                        296
Common stock issued for acquisitions                        41                     131                        213
Preferred stock repurchased                                                                                  (325)
Common stock repurchased                                                          (483)                    (2,171)
Preferred stock issued to ESOP                                                                                 --
Preferred stock released to ESOP                                                                               34
Preferred stock (34,074) converted
   to common shares                                                                 28                         --
Preferred stock dividends                                  (43)                                               (43)
Common stock dividends                                    (925)                                              (925)
Cash payments received on notes
   receivable from ESOP                                                   1                                     1
Stock split                                                                                                    --
                                                        ------         ----      -----            -----   -------
Net change                                               1,421            1        (42)             148      (273)
                                                        ------         ----      -----            -----   -------
BALANCE DECEMBER 31, 1997                                8,292          (10)      (275)             464    19,778
                                                        ------         ----      -----            -----   -------
Comprehensive income
   Net income-1998                                       1,950                                              1,950
   Other comprehensive income,
     net of tax:
     Translation adjustments                                                                         (4)       (4)
     Unrealized gains (losses) on securities
        available for sale arising
        during the year                                                                             104       104
     Reclassification adjustment for (gains)
        losses on securities available for
        sale included in net income                                                                (101)     (101)
                                                                                                          -------
Total comprehensive income                                                                                  1,949
Common stock issued                                       (191)                    319                      1,087
Common stock issued for acquisitions                        11                      84                        157
Common stock repurchased                                                          (741)                    (1,170)
Preferred stock issued to ESOP                                                                                 --
Preferred stock released to ESOP                                                                               32
Preferred stock (31,043) converted
   to common shares                                                                 28                         --
Preferred stock dividends                                  (35)                                               (35)
Common stock dividends                                    (982)                                              (982)
Cash payments received on notes
   receivable from ESOP                                                   7                                     9
Rabbi trust asset classified as treasury stock                                     (66)                       (66)
                                                        ------         ----      -----            -----   -------
Net change                                                 753            7       (376)              (1)      981
                                                        ------         ----      -----            -----   -------
BALANCE DECEMBER 31, 1998                               $9,045         $ (3)     $(651)           $ 463   $20,759
                                                        ======         ====      =====            =====   =======
-----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

WELLS FARGO & COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                        Year ended December 31,
                                                                                          1998           1997          1996
                                                                                     --------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                         $   1,950      $   2,499      $  2,228
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                           1,545          1,140           500
     Depreciation and amortization                                                       1,205          1,734         1,458
     Securities available for sale gains                                                  (169)           (99)          (12)
     Gains on sales of loans                                                               (61)           (30)          (22)
     (Gains) losses from disposition of operations                                        (100)           (15)           95
     Release of preferred shares to ESOP                                                    32             34            38
     Net (increase) decrease in trading assets                                             542           (711)         (440)
     Deferred income tax expense (benefit)                                                (129)           173           467
     Net (increase) decrease in accrued interest receivable                                 (5)            96           (75)
     Net (decrease) increase in accrued interest payable                                    (9)            43            37
     Originations of mortgages held for sale                                          (111,262)       (56,297)      (53,088)
     Proceeds from sales of mortgages held for sale                                    101,371         53,252        55,920
     Net (increase) decrease in loans held for sale                                       (822)          (846)          673
     Other, net                                                                            752            978        (3,634)
                                                                                     ---------      ---------      --------
Net cash provided (used) by operating activities                                        (5,160)         1,951         4,145
                                                                                     ---------      ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities available for sale:
     Proceeds from sales                                                                11,073          9,798         5,905
     Proceeds from prepayments and maturities                                           10,354          6,998         7,853
     Purchases                                                                         (24,650)       (13,140)      (10,100)
  Net cash (paid for) acquired from acquisitions                                          (286)           (67)        3,561
  Net (increase) decrease in banking subsidiaries' loans
     resulting from originations and collections                                        (1,383)           843         4,053
  Proceeds from sales (including participations)
     of banking subsidiaries' loans                                                      1,648            437           364
  Purchases (including participations) of banking subsidiaries' loans                     (135)          (314)         (133)
  Principal collected on nonbank subsidiaries' loans                                     7,788          8,456         5,503
  Nonbank subsidiaries' loans originated                                                (8,962)        (8,748)       (6,950)
  Proceeds from (cash paid for) disposition of operations                                  484             16             6
  Proceeds from sales of other real estate (ORE)                                           279            278           200
  Net (increase) decrease in federal funds sold and securities purchased
     under resale agreements                                                              (468)           415         1,385
  Other, net                                                                            (2,776)          (320)         (929)
                                                                                     ---------      ---------      --------
Net cash provided (used) by investing activities                                        (7,034)         4,652        10,718
                                                                                     ---------      ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                    6,749         (7,273)       (2,198)
  Net increase (decrease) in short-term borrowings                                       2,414          2,838        (1,970)
  Proceeds from issuance of long-term debt                                               7,970          4,003         6,403
  Repayment of long-term debt                                                           (5,642)        (5,394)       (6,293)
  Proceeds from issuance of guaranteed preferred beneficial
     interests in Company's subordinated debentures                                         --            149         1,150
  Proceeds from issuance of preferred stock                                                 --             --           197
  Proceeds from issuance of common stock                                                 1,087            238           199
  Repurchases of preferred stock                                                            --           (325)         (552)
  Repurchases of common stock                                                           (1,170)        (2,171)       (2,513)
  Net decrease in notes receivable from ESOP                                                 9              1             4
  Payment of cash dividends on preferred and common stock                               (1,017)          (968)         (900)
  Other, net                                                                             1,444         (1,213)          508
                                                                                     ---------      ---------      --------
Net cash provided (used) by financing activities                                        11,844        (10,115)       (5,965)
                                                                                     ---------      ---------      --------
  NET CHANGE IN CASH AND DUE FROM BANKS                                                   (350)        (3,512)        8,898

Cash and due from banks at beginning of year                                            13,081         16,593         7,695
                                                                                     ---------      ---------      --------
CASH AND DUE FROM BANKS AT END OF YEAR                                               $  12,731      $  13,081      $ 16,593
                                                                                     =========      =========      ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                                        $   5,074      $   4,911      $  4,582
     Income taxes                                                                    $   1,289      $   1,238      $    684
  Noncash investing and financing activities:
     Transfers from loans to ORE                                                     $     223      $     162      $    192
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Wells Fargo & Company (Parent) is a bank holding company. Wells Fargo & Company and Subsidiaries (Company) is a diversified financial services company providing banking, mortgage and consumer finance through about 6,000 stores and other distribution channels throughout North America, including all 50 states and elsewhere internationally.

     The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP) and prevailing practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

     On November 2, 1998, Norwest Corporation changed its name to "Wells Fargo & Company" upon the merger (the Merger) of the former Wells Fargo & Company (the former Wells Fargo) into a wholly-owned subsidiary of Norwest Corporation. The Merger was accounted for as a pooling of interests and, accordingly, the information included in the financial statements presents the combined results as if the Merger had been in effect for all periods presented. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation. The following is a description of the significant accounting policies of the Company.

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Parent, and its majority-owned subsidiaries, which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least 20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost. Investments that are accounted for by either the equity or cost method are included in other assets.


SECURITIES

     Securities are accounted for according to their purpose and holding period.

     SECURITIES AVAILABLE FOR SALE Debt securities that may not be held until maturity and marketable equity securities are classified as securities available for sale and are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a component of cumulative other comprehensive income. The estimated fair value of a security is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as a loss on securities available for sale. Realized gains and losses are recorded in noninterest income using the identified certificate method. For certain debt securities (for example, Government National Mortgage Association securities), the Company anticipates prepayments of principal in the calculation of the effective yield.

     TRADING SECURITIES Securities acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income.

     NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include the venture capital subsidiaries' equity securities that are not publicly traded and securities acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are accounted for at cost. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments along with income recognized on these assets.


MORTGAGES HELD FOR SALE

     Mortgages held for sale are stated at the lower of aggregate cost or market value. The determination of market value includes consideration of all open positions, outstanding commitments from investors, related fees paid and related hedging gains and losses. Gains and losses on sales of mortgages are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the mortgages. Gains and losses are recorded in noninterest income.


LOANS HELD FOR SALE

     Loans held for sale include student loans which are classified as held for sale because the Company does not intend to hold these loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or market value. Gains and losses are recorded in noninterest income, based on the difference between sales proceeds and carrying value.


LOANS

     Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.

     NONACCRUAL LOANS Generally, loans are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when a portion of the principal has been charged off. Such loans are entirely charged off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, country, terms and other factors.

     When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well-secured and in the process of collection and collectibility is no longer doubtful.

     IMPAIRED LOANS Loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

     This assessment for impairment occurs when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses.

     RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured (accruing) loan. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from the impairment assessment and may cease to be considered impaired loans in the calendar years subsequent to the restructuring if they are not impaired based on the modified terms.

     Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

     ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is a valuation allowance for probable losses inherent in the portfolio as of the balance sheet date. The Company's determination of the level of the allowance for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, evaluation of credit risk related to certain individual borrowers and the Company's ongoing examination process and that of its regulators. The Company considers the allowance for loan losses adequate to cover losses inherent in loans, loan commitments and standby letters of credit.


TRANSFERS AND SERVICING OF FINANCIAL ASSETS

     A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred. Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the asset sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer.

     The Company recognizes as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values and considering outstanding positions of derivative financial instruments used as hedges, mortgage servicing rights are periodically assessed for impairment. Impairment is recognized in the statement of income during the period in which impairment occurs as an adjustment to the corresponding valuation allowance. Mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment, at the capitalized amount less accumulated amortization.

     Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range up to 40 years for buildings, 2 to 10 years for furniture and equipment, and up to the lease term for leasehold improvements. Capitalized leased assets are amortized on a straight-line basis over the lives of the respective leases, which generally range from 20 to 35 years.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

     Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 5 to 15 years.

     The Company reviews its intangible assets periodically for other-than-temporary impairment. If such impairment is indicated, recoverability of the asset is assessed based on expected undiscounted net cash flows.


INCOME TAXES

     The Company files a consolidated federal income tax return. Federal income tax is generally allocated to individual subsidiaries as if each had filed a separate return. Combined state tax returns are filed in certain states. State taxes are also allocated to individual subsidiaries.

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Foreign taxes paid are applied as credits to reduce federal income taxes payable.


EARNINGS PER COMMON SHARE

     Earnings per common share are presented under two formats: earnings per common share and diluted earnings per common share. Earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year, plus the impact of those common stock equivalents (i.e., stock options, restricted share rights and convertible subordinated debentures) that are dilutive.


DERIVATIVE FINANCIAL INSTRUMENTS

     INTEREST RATE DERIVATIVES The Company uses interest rate derivative financial instruments (futures contracts, forward contracts, swaps, caps, floors and options) primarily to hedge mismatches in the rate maturity of loans and their funding sources and the price risk of interest-rate sensitive assets. These instruments serve to reduce rather than increase the Company's exposure to movements in interest rates. At the inception of the hedge, the Company identifies an individual asset or liability, or an identifiable group of essentially similar assets or liabilities, that expose the Company to interest rate risk at the consolidated or enterprise level. Interest rate derivatives are accounted for by the deferral or accrual method only if they are designated as a hedge and are expected to be and are effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk. Futures contracts must meet specific high correlation tests. For caps, floors and swaps hedging mismatches between interest-bearing assets and liabilities, their notional amount, interest rate index and life must closely match the related terms of the hedged asset or liability. Caps, floors, swaps and options and the mortgage servicing rights that they hedge must correlate based on certain duration and convexity parameters. For futures contracts, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives are closed out or settled; previously unrecognized hedge results and the net settlement upon close-out or termination that offset changes in value of the hedged asset or liability are deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income or noninterest expense.

     Gains and losses on futures contracts, which result from the daily settlement of their open positions, and on forward contracts are deferred and classified on the balance sheet consistent with the hedge strategy. They are recognized in income along with and when the effects of the related changes of the hedged asset or liability are recognized. Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in income along with and when the effects of the related changes of the hedged asset or liability are recognized. Gains and losses on options are recognized as a component of the income reported on the hedged asset or liability. Fees associated with these financial contracts are included on the balance sheet at the time that the fee is paid and are classified consistent with the hedge strategy. These fees are fully recognized by the end of their contractual life.

     If a hedged asset or liability settles before maturity of the hedging interest rate derivatives, the derivatives are closed out or settled, and previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the hedged asset or liability. If interest rate derivatives used in an effective hedge are closed out or terminated before the hedged item settles, previously unrecognized hedge results and the net settlement upon close-out or termination are deferred and amortized over the life of the hedged asset or liability. Cash flows resulting from interest rate derivatives (including any related fees) that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows from the items being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

     Interest rate derivatives entered into as an accommodation to customers, interest rate derivatives used to offset the interest rate risk of those contracts and positions taken based on the Company's market expectations or to benefit from price differentials between financial instruments and markets are carried at fair value with unrealized gains and losses recorded in noninterest income. Losses are recognized currently on put options written when the fair value of the underlying security falls below the contractual price at which the security may be put to the Company plus the premium received. Premiums received on covered call options written are deferred until the option terminates. If the fair value of the underlying asset is greater than the contractual price at which the Company must sell the asset, the option should be exercised, at which time the premium will be recorded as an adjustment of the gain or loss recognized on the underlying asset. If the option expires, the premium is recognized in other noninterest income. The fair value of interest rate derivative financial instruments with an unrealized gain is included in trading assets (i.e., within other assets) while the fair value of instruments with an unrealized loss is included in other liabilities. Cash flows resulting from instruments carried at fair value are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

     Credit risk related to interest rate derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.

     FOREIGN EXCHANGE DERIVATIVES The Company enters into foreign exchange derivative financial instruments (forward and spot contracts and options) primarily as an accommodation to customers and offsets the related foreign exchange risk with other foreign exchange derivatives. Those contracts are carried at fair value, with unrealized gains and losses recorded in noninterest income. Cash flows resulting from foreign exchange derivatives are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the foreign exchange derivatives are collected, paid or settled.

     The Company also uses forward foreign exchange contracts to hedge uncertainties in funding costs related to specific liabilities denominated in foreign currencies. Gains and losses on those contracts are recognized in income and classified on the balance sheet consistent with the hedged item. Cash flows resulting from these foreign exchange derivatives (including any related fees) are classified in the cash flow statement in the same category as the cash flows from the item being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

     Credit risk related to all foreign exchange derivatives is considered and, if material, provided for separately from the allowance for loan losses.


FOREIGN CURRENCY TRANSLATION

     The accounts of the Company's foreign consumer finance subsidiaries are measured using local currency as the functional currency. Assets and liabilities are translated into United States dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from net income and included as a component of cumulative other comprehensive income.

NOTE 2 BUSINESS COMBINATIONS

     The Company regularly explores opportunities to acquire financial institutions and related businesses. Generally, management of the Company does not make a public announcement about an acquisition opportunity until a definitive agreement is signed. At December 31, 1998, the Company had five pending transactions with total assets of approximately $1.4 billion and anticipated that approximately $200 million in cash and approximately 5.7 million common shares will be issued upon consummation of these transactions. These pending acquisitions, subject to approval by regulatory agencies, are expected to be completed by the end of the second quarter of 1999.

     Transactions completed in the years ended December 31, 1998, 1997 and 1996 include:

-----------------------------------------------------------------------------------------------------------------------------------
(in millions, except shares)                                              Date  Assets    Cash       Common               Method of
                                                                                          paid       shares              accounting
                                                                                                     issued
1998
Finvercon S.A. Compania, Financiera, Argentina                       January 8  $   57    $ 20           --                Purchase
Fidelity Bancshares, Inc., Fort Worth, Texas                        January 13     111      16           --                Purchase
Heritage Trust Company, Grand Junction, Colorado                   February 20       2      --      136,950                Purchase
Founders Trust Company, Dallas, Texas                                  March 2       2       7           --                Purchase
The T. Eaton Acceptance Company Limited and National
  Retail Credit Services Limited, Don Mills, Ontario, Canada          April 21     370     248           --                Purchase
WMC Mortgage Corporation, Woodland Hills, California                  April 30       5      22           --                Purchase
First Bank, Katy, Texas                                                 May 22     310      --    1,999,980    Pooling of interests*
First Bank of Grants, Grants, New Mexico                                May 28      45      --      212,487                Purchase
Spring Mountain Escrow Corporation, Irvine, California                  May 29       1       1           --                Purchase
Emjay Corporation, Milwaukee, Wisconsin                                June 15       6      --      297,979                Purchase
Six affiliated bank holding companies and related entities,
  located in Minnesota, Wisconsin, New Mexico, Arizona
  and Colorado, including MidAmerica                                July 2, 23   1,317      --    8,060,664    Pooling of interests*
First Bancshares of Valley City, Inc., Valley City, North Dakota       July 31      96      --      451,943                Purchase
Peoples Insurance Agency, Inc., Valley City, North Dakota              July 31      --      --        6,804                Purchase
Star Bancshares, Inc., Austin, Texas                                 August 31     582      --    4,275,077    Pooling of interests*
Freedom Trailer Leasing, Inc., Chesterfield, Missouri                August 31       5       4           --                Purchase
Little Mountain Bancshares, Inc., Monticello, Minnesota            September 8      82      --      561,016                Purchase
First National Bank of Missouri City, Missouri City, Texas          October 30      91      --      740,333                Purchase
Franklin Bancshares, Inc., Franklin, Texas                          December 1      72      12           --                Purchase
                                                                                ------    ----   ----------
                                                                                $3,154    $330   16,743,233
                                                                                ======    ====   ==========

1997
Franklin Federal Bancorp., F.S.B., Austin, Texas                     January 1  $  621    $ 90           --      Purchase of assets
Central Bancorporation, Inc., Fort Worth, Texas                     January 28   1,105      --    9,399,576    Pooling of interests*
Reliable Financial Services, Inc., San Juan, Puerto Rico           February 21      39      --    1,753,086    Pooling of interests*
Statewide Mortgage Company, Birmingham, Alabama                    February 26      28      --    1,049,992                Purchase
The United Group, Inc., Charlotte, North Carolina                     March 21      41      --      648,348                Purchase
Farmers National Bancorp, Inc., Geneseo, Illinois                     March 24     198      --    1,207,198                Purchase
The First National Bankshares, Inc., Tucumcari, New Mexico             June 17      90      --      608,900                Purchase
Tennessee Credit Corporation, Nashville, Tennessee                     July 18      13       3           --                Purchase
Western National Trust Company, National Association,
  Odessa, Texas                                                        July 31      --       1           --                Purchase
Fidelity Acceptance Corporation, St. Louis, Missouri                 August 31   1,135     344           --                Purchase
The Bank of the Southwest, National Association,
  Pagosa Springs, Colorado                                         September 2      85      --      490,790                Purchase
International Bancorporation, Inc., Golden Valley, Minnesota        October 21     483      --    3,601,935    Pooling of interests*
Subsidiaries of Cityside Holding L.L.C., Eden Prairie, Minnesota    October 30     104      42           --                Purchase
J.L.J. Financial Services Corporation, Montvale, New Jersey         October 31      26       6           --                Purchase
Myers Bancshares Inc., Dallas, Texas                               November 14     135      --      613,247                Purchase
Packers Management Company, Inc., Omaha, Nebraska                  November 25     162      --    1,171,161                Purchase
First Valley Bank Group, Inc., Los Fresnos, Texas                   December 1     519      --    3,291,302    Pooling of interests*
                                                                                ------    ----   ----------
                                                                                $4,784    $486   23,835,535
                                                                                ======    ====   ==========

(in millions, except shares)                                              Date  Assets    Cash       Common               Method of
                                                                                          paid       shares              accounting
                                                                                                     issued
1996
The Bank of Robstown, Robstown, Texas                               January 12 $    71  $    9           --                Purchase
AMFED Financial, Inc., Reno, Nevada                                 January 18   1,519      --   12,093,272    Pooling of interests*
Irene Bancorporation, Inc., Viborg, South Dakota                    January 31      40       7           --                Purchase
Canton Bancshares, Inc., Canton, Illinois                          February 15      50      --      558,540                Purchase
Henrietta Bancshares, Inc., Henrietta, Texas                          March 12     164      24           --                Purchase
First Interstate Bancorp, Los Angeles, California                      April 1  55,797      --  520,019,700                Purchase
Victoria Bankshares, Inc., Victoria, Texas                            April 11   1,919      --   17,021,602    Pooling of interests*
The Prudential Home Mortgage Company, Inc.                               May 7   3,336   3,336           --      Purchase of assets
Cardinal Credit Corporation, Lexington, Kentucky                        May 13      34      34           --      Purchase of assets
Benson Financial Corporation, San Antonio, Texas                        May 31     464      --    4,088,070    Pooling of interests*
Regional Bank of Colorado, N.A., Rifle, Colorado                        June 1      56      --      709,934                Purchase
AmeriGroup, Incorporated, Minneapolis, Minnesota                        June 4     155      --    1,832,400                Purchase
Union Texas Bancorporation, Inc., Laredo, Texas                        June 27     245      --      789,958                Purchase
B & G Investment Company, San Antonio, Texas                            July 3      71      --      541,996                Purchase
PriMerit Bank, F.S.B., Las Vegas, Nevada                               July 19   1,578     191           --      Purchase of assets
Aman Collection Service, Inc., Aberdeen, South Dakota                 August 2       4      --    1,200,000    Pooling of interests*
Rapid Finance, Inc., Jacksonville, Mississippi                       August 16      29      29           --      Purchase of assets
National Business Finance, Inc., Denver, Colorado                 September 30       8       7           --                Purchase
American Bank Moorhead, Moorhead, Minnesota                          October 1     155      24           --                Purchase
Texas Bancorporation, Inc., Odessa, Texas                           November 1     174      --    1,524,990                Purchase
West Columbia National Bank, West Columbia, Texas                  December 27      34       5           --                Purchase
                                                                               -------  ------  -----------
                                                                               $65,903  $3,666  560,380,462
                                                                               =======  ======  ===========
----------------------------------------------------------------------------------------------------------------------------------

* Pooling of interests transaction was not material to the Company's consolidated financial statements; accordingly, previously reported results were not restated.


MERGER OF NORWEST AND WELLS FARGO

     On November 2, 1998, the former Wells Fargo merged with a subsidiary of Norwest Corporation, and Norwest changed its name to "Wells Fargo & Company." Under the terms of the Merger agreement, stockholders of the former Wells Fargo received 10 shares of common stock of the Company for each share of common stock owned. Each share of former Wells Fargo preferred stock was converted into one share of the Company's preferred stock. These shares will rank on parity with the Company's preferred stock as to dividends and upon liquidation. Each outstanding and unexercised option granted by the former Wells Fargo was converted into an option to purchase common stock of the Company based on the agreed-upon exchange ratio.

     As a condition to the Merger, the Company was required by regulatory agencies to divest stores in Arizona and Nevada having aggregate deposits of approximately $1 billion. In the fourth quarter of 1998, the Company entered into contracts to sell these stores. These sales are expected to be completed during the second quarter of 1999.

     Merger-related expenses of approximately $1 billion that were recognized in the fourth quarter of 1998 included restructuring charges of approximately $600 million. The following table presents the major components of the restructuring charges:

-----------------------------------------------------------
                               Amounts     Income statement
                          (in millions)      classification
Severance-                                     Salaries and
  related costs                   $280             benefits

Premises:
  Owned                            100 (1)    Net losses on
  Leased                           150      dispositions of
                                  ----         premises and
     Total premises-                              equipment
       related costs               250 (2)

Other                               70              Various
                                  ----
     Total restructuring
       charges                    $600
                                  ====
-----------------------------------------------------------

(1) Carrying value of these assets totaled approximately $70 million at December 31, 1998.

(2) These premises are held for sale or remarketing and are expected to be removed from operations during 1999, pursuant to Merger plans.

     Accrued severance-related costs relate to the elimination into 2000 of about 5% of the Company's positions. The majority of these reductions are the result of eliminating redundant headquarters, back office and other positions.

     Previously reported financial information for Norwest and the former Wells Fargo is shown in the table below.

---------------------------------------------------------------------
                                                           Year ended
(in millions)        NINE MONTHS ENDED                    December 31,
                    SEPTEMBER 30, 1998           --------------------
                            (UNAUDITED)            1997          1996
Revenue (1)
   Norwest                      $5,913           $6,996        $6,266
   Wells Fargo                   5,623            7,318         6,721

Net Income
   Norwest                      $1,143           $1,351        $1,154
   Wells Fargo                     999            1,155         1,071
---------------------------------------------------------------------

(1) Revenue equals net interest income plus noninterest income.


     The combined financial results of the Company include adjustments to conform the accounting policies of the former Norwest and the former Wells Fargo. The December 31, 1995 balances of certain balance sheet accounts were adjusted to reflect the conforming accounting treatment. Other liabilities increased $75 million and retained earnings decreased $75 million to conform the accounting treatment for the postretirement transition obligation identified with the implementation of FAS 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Premises and equipment decreased $53 million and retained earnings decreased $53 million to reflect the conforming of the capitalization policies. In noninterest expense, salaries and benefits decreased $6 million for the nine months ended September 30, 1998 and $8 million for the years ended December 31, 1997 and 1996 and equipment expense increased $2 million for the nine months ended September 30, 1998 and $18 million and $3 million for the years ended December 31, 1997 and 1996, respectively. Net income increased $2 million for the nine months ended September 30, 1998 and (decreased) increased $(7) million and $3 million for the years ended December 31, 1997 and 1996, respectively.


NOTE 3 CASH, LOAN AND DIVIDEND RESTRICTIONS

     Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained by each of the banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.2 billion and $2.3 billion in 1998 and 1997, respectively.

     Federal law prevents the Company and its nonbank subsidiaries from borrowing from its subsidiary banks unless the loans are secured by specified collateral. Such secured loans by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus (as defined, which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) and aggregate loans to the Company and its nonbank subsidiaries are limited to 20% of the subsidiary bank's capital and surplus. (For further discussion of risk-based capital, see Note 22 to Financial Statements.)

     The payment of dividends to the Parent by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under these provisions and except for Wells Fargo Bank, N.A. (WFB, N.A.), the Company's national and state-chartered subsidiary banks could have declared dividends of $687 million and $495 million in 1998 and 1997, respectively, without obtaining prior regulatory approval. With the express approval of the OCC, WFB, N.A. declared dividends in 1998 and 1997 of $1.5 billion in excess of its net income of $2.0 billion for those years. (The total dividends declared by WFB, N.A. in 1998, 1997 and 1996 were $1.5 billion, $2.0 billion and $1.5 billion, respectively.) Therefore, before it can declare dividends in 1999 without the approval of the OCC, WFB, N.A. must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1999. Since it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1999, WFB, N.A. will again need to obtain the approval of the OCC before any dividends are declared in 1999. In addition, the Company's non-bank subsidiaries could have declared dividends of $1.2 billion and $1.0 billion at December 31, 1998 and 1997, respectively.

NOTE 4   SECURITIES AVAILABLE FOR SALE

     The following table provides the cost and fair value for the major components of securities available for sale carried at fair value (there were no securities held to maturity at the end of the last three years):

-------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                       December 31,
                                    -------------------------------------------------------------------------------------------
                                                                           1998                                            1997
                                    -------------------------------------------     -------------------------------------------
                                       Cost   Estimated    Estimated  Estimated        Cost   Estimated    Estimated  Estimated
                                             unrealized   unrealized fair value              unrealized   unrealized fair value
                                            gross gains gross losses                        gross gains gross losses
Securities of U.S. Treasury
  and federal agencies              $ 3,260        $ 45          $18    $ 3,287     $ 3,594        $ 38          $ 6    $ 3,626
Securities of U.S. states and
  political subdivisions              1,683         115            4      1,794       1,652          76            2      1,726
Mortgage-backed securities:
  Federal agencies                   20,539         293           28     20,804      18,203         369           20     18,552
  Private collateralized
    mortgage obligations (1)          3,420          29            9      3,440       2,646          21           13      2,654
                                    -------        ----          ---    -------     -------        ----          ---    -------
    Total mortgage-backed securities 23,959         322           37     24,244      20,849         390           33     21,206
Other                                 1,879          41           21      1,899         729          18            3        744
                                    -------        ----          ---    -------     -------        ----          ---    -------
      Total debt securities          30,781         523           80     31,224      26,824         522           44     27,302
Marketable equity securities            386         396            9        773         308         265            3        570
                                    -------        ----          ---    -------     -------        ----          ---    -------
         Total                      $31,167        $919          $89    $31,997     $27,132        $787          $47    $27,872
                                    =======        ====          ===    =======     =======        ====          ===    =======

                                           December 31,
                                    ------------------
                                                  1996
                                    ------------------
                                       Cost  Estimated
                                            fair value

Securities of U.S. Treasury
  and federal agencies              $ 3,998    $ 4,017
Securities of U.S. states and
  political subdivisions                928        962
Mortgage-backed securities:
  Federal agencies                   19,694     19,834
  Private collateralized
    mortgage obligations (1)          3,403      3,403
                                    -------    -------
    Total mortgage-backed securities 23,097     23,237
Other                                   844        844
                                    -------    -------
      Total debt securities          28,867     29,060
Marketable equity securities            374        692
                                    -------    -------
         Total                      $29,241    $29,752
                                    =======    =======
------------------------------------------------------

(1) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.


     At December 31, 1998, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.

     Proceeds from the sale of securities in the securities available for sale portfolio totaled $11.1 billion, $9.8 billion and $5.9 billion in 1998, 1997 and 1996.

     For the year ended December 31, 1998, the sales of securities in the securities available for sale portfolio resulted in a realized net gain of $169 million, comprised of realized gross gains of $209 million and realized gross losses of $40 million. The sales of securities in the securities available for sale portfolio resulted in a realized net gain of $99 million and $12 million, comprised of realized gross gains of $168 million and $184 million, and realized gross losses of $69 million and $172 million for the year ended December 31, 1997 and 1996, respectively.

     The following table provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1998
                                       -------------------------------------------------------------------------------------------
                                                                                          Remaining contractual principal maturity
                                         Total Weighted   ------------------------------------------------------------------------
                                        amount  average                         After one year   After five years
                                                  yield    Within one year  through five years  through ten years  After ten years
                                                          ----------------  ------------------  -----------------  ---------------
                                                          Amount     Yield  Amount       Yield  Amount      Yield   Amount   Yield
Securities of U.S. Treasury
  and federal agencies                 $ 3,287     5.76%  $1,241      5.91% $1,109        5.93% $  872       5.38% $    65    5.05%
Securities of U.S. states and
  political subdivisions                 1,794     6.54       79      5.58     423        6.58     293       6.94      999    6.49
Mortgage-backed securities:
  Federal agencies                      20,804     6.88      454      6.37   1,448        6.62   1,092       6.59   17,810    6.93
  Private collateralized
    mortgage obligations                 3,440     6.71      274      6.28     843        6.54     644       7.12    1,679    6.71
                                       -------            ------            ------              ------             -------
      Total mortgage-backed securities  24,244     6.86      728      6.34   2,291        6.59   1,736       6.79   19,489    6.91
Other                                    1,899     7.04      100      6.51     813        5.57     695       8.17      291    7.58
                                       -------            ------            ------              ------             -------
ESTIMATED FAIR VALUE
  OF DEBT SECURITIES (1)               $31,224     6.73%  $2,148      6.06% $4,636        6.28% $3,596       6.72% $20,844    6.90%
                                       =======     ====   ======      ====  ======        ====  ======       ====  =======    ====
TOTAL COST OF
  DEBT SECURITIES                      $30,781            $2,086            $4,430              $3,576             $20,689
                                       =======            ======            ======              ======             =======
----------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of debt securities available for sale.

     Securities pledged primarily to secure trust and public deposits and for other purposes as required or permitted by law was $11.2 billion, $13.8 billion and $11.8 billion at December 31, 1998, 1997 and 1996, respectively.

NOTE 5 LOANS AND ALLOWANCE FOR LOAN LOSSES

     A summary of the major categories of loans outstanding is shown in the following table.


--------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                  December 31,
                                                                            ----------------------------------------------
                                                                                1998                                  1997
Commercial                                                                  $ 35,450                              $ 32,061
Real estate 1-4 family first mortgage                                         11,629                                14,165
Other real estate mortgage                                                    16,668                                16,326
Real estate construction                                                       3,790                                 3,326
Consumer:

 Real estate 1-4 family junior lien mortgage                                  10,996                                10,618
 Credit card                                                                   5,795                                 6,671
 Other revolving credit and monthly payment                                   15,677                                17,021
                                                                            --------                              --------
   Total consumer                                                             32,468                                34,310
Lease financing                                                                6,380                                 4,968
Foreign                                                                        1,609                                 1,155
                                                                            --------                              --------
   Total loans (1)                                                          $107,994                              $106,311
                                                                            ========                              ========
--------------------------------------------------------------------------------------------------------------------------

(1) Outstanding loan balances at December 31, 1998 and 1997 are net of unearned income, including net deferred loan fees, of $2,967 million and $2,938 million, respectively.

     Total unfunded commitments to extend credit were $71,467 million and $66,511 million at December 31, 1998 and 1997, respectively. Unfunded commitments are defined as all legally binding agreements to extend credit, net of all funds lent and all standby and commercial letters of credit issued under the terms of those commitments. At December 31, 1998 and 1997, the commercial loan category and related unfunded commitments did not have an industry concentration that exceeded 10% of total loans and unfunded commitments. The table below summarizes the major categories of unfunded commitments to extend credit:

-----------------------------------------------------------
(in millions)                             December 31, 1998
Commercial                                          $34,892
Real estate 1-4 family first mortgage                 1,311
Other real estate mortgage                            1,302
Real estate construction                              3,007
Consumer:
  Real estate 1-4 family
    junior lien mortgage                              5,792
  Credit card                                        18,874
  Other revolving credit
    and monthly payment                               6,236
                                                    -------
    Total consumer                                   30,902
Lease financing                                          --
Foreign                                                  53
                                                    -------
  Total unfunded commitments
    to extend credit                                $71,467
                                                    =======
-----------------------------------------------------------

     In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management may determine a requisite amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis (commitment).

     A commitment to extend credit is a legally binding agreement to lend funds to a customer and is usually for a specified interest rate and purpose. These commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table to the left because a significant portion of these commitments is expected to expire without being drawn upon. Certain commitments are subject to a loan agreement containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.

     In addition, the Company manages the potential credit risk in commitments to extend credit by limiting the total amount of arrangements, both by individual customer and in the aggregate; by monitoring the size and maturity structure of these portfolios; and by applying the same credit standards maintained for all of its related credit activities. The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.

     Standby letters of credit totaled $3,332 million and $3,716 million at December 31, 1998 and 1997, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are net of participations sold to other institutions of $837 million in 1998 and $573 million in 1997.

     Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $2,188 million and $2,140 million at December 31, 1998 and 1997, respectively. The Company also had commitments for commercial and similar letters of credit of $691 million and $751 million at December 31, 1998 and 1997, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. Losses on standby letters of credit and other similar letters of credit have been immaterial.

     The Company has an established process to determine the adequacy of the allowance for loan losses which assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan) and loans analyzed on a pool basis.

     The determination of allocated reserves for portfolios of larger commercial and commercial real estate loans involves a review of individual higher-risk transactions, focusing on the accuracy of loan grading, assessments of specific loss content, and, in some cases, strategies for resolving problem credits. These considerations supplement the application of loss factors delineated by individual loan grade to the existing distribution of risk exposures, thus framing an assessment of inherent losses across the entire wholesale lending portfolio segment which is responsive to shifts in portfolio risk content. The loss factors used for this analysis have been derived from migration models which track actual portfolio movements from problem asset loan grades to loss over a 5 to 10 year period. In the case of pass loan grades, the loss factors are derived from analogous loss experience in public debt markets, calibrated to the long-term average loss experience of the Company's portfolios. The loan loss reserve allocations arrived at through this loss factor methodology are adjusted by management's judgment concerning the effect of recent economic events on portfolio performance.

     In the case of more homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business lending, the determination of allocated reserves is conducted at a more aggregate, or pooled, level. For portfolios of this nature, the risk assessment process emphasizes the development of rigorous forecasting models, which focus on recent delinquency and loss trends in different portfolio segments to project relevant risk metrics over an intermediate-term horizon. Such analyses are updated frequently to capture the most recent behavioral characteristics of the subject portfolios, as well as any changes in management's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses. A reserve which approximates one year of projected net losses is provided as the baseline allocation for most homogeneous portfolios, to which management will add certain adjustments to ensure that a prudent amount of conservatism is present in the specific assumptions underlying that forecast.

     While coverage of one year's losses is often adequate (particularly for homogeneous pools of loans and leases), the time period covered by the allowance may vary by portfolio, based on the Company's best estimate of the inherent losses in the entire portfolio as of the evaluation date. To mitigate the imprecision inherent in most estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. At December 31, 1998, the unallocated portion amounted to 37% of the total allowance, compared to 33% at December 31, 1997. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

     The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that reports to the Board of Directors and continuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance. Like all national banks, subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. These examinations occur throughout the year and target various activities of the subsidiary national banks, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the subsidiary national banks being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve.

     The Company considers the allowance for loan losses of $3,134 million adequate to cover losses inherent in loans, loan commitments and standby letters of credit at December 31, 1998.

     Changes in the allowance for loan losses were as follows:

---------------------------------------------------------------------
 (in millions)                                 Year ended December 31,
                                   ----------------------------------
                                      1998          1997         1996
BALANCE, BEGINNING OF YEAR         $ 3,062       $ 3,059      $ 2,711

Allowances related to assets
  acquired, net                        144           168          870

Provision for loan losses            1,545         1,140          500

Loan charge-offs:
  Commercial                          (261)         (357)        (200)
  Real estate 1-4 family
    first mortgage                     (26)          (26)         (24)
  Other real estate mortgage           (54)          (26)         (50)
  Real estate construction              (3)           (5)         (14)
  Consumer:
    Real estate 1-4 family
      junior lien mortgage             (31)          (37)         (38)
    Credit card                       (535)         (579)        (487)
    Other revolving credit and
      monthly payment               (1,002)         (618)        (488)
                                   -------       -------      -------
      Total consumer                (1,568)       (1,234)      (1,013)
  Lease financing                      (48)          (46)         (35)
  Foreign                              (84)          (37)         (35)
                                   -------       -------      -------
      Total loan charge-offs        (2,044)       (1,731)      (1,371)
                                   -------       -------      -------
Loan recoveries:
  Commercial                            82           105           89
  Real estate 1-4 family
    first mortgage                      11             9           12
  Other real estate mortgage            78            62           57
  Real estate construction               4            12           12
  Consumer:
    Real estate 1-4 family
      junior lien mortgage               7            10           10
    Credit card                         56            61           50
    Other revolving credit and
      monthly payment                  163           144          101
                                   -------       -------      -------
      Total consumer                   226           215          161
  Lease financing                       12            13            9
  Foreign                               14            10            9
                                   -------       -------      -------
      Total loan recoveries            427           426          349
                                   -------       -------      -------
        Total net loan
          charge-offs               (1,617)       (1,305)      (1,022)
                                   -------       -------      -------

BALANCE, END OF YEAR               $ 3,134       $ 3,062      $ 3,059
                                   =======       =======      =======
Total net loan charge-offs
  as a percentage of
  average total loans                 1.52%         1.25%        1.04%
                                   =======       =======      =======
Allowance as a percentage
  of total loans                      2.90%         2.88%        2.89%
                                   =======       =======      =======
---------------------------------------------------------------------

     In accordance with FAS 114, the table below shows the recorded investment in impaired loans by methodology used to measure impairment at December 31, 1998 and 1997:

--------------------------------------------------------------------
(in millions)                                            December 31,
                                                  ------------------
                                                  1998          1997
Impairment measurement based on:
   Collateral value method                        $329          $346
   Discounted cash flow method                      67            61
   Historical loss factors                          15            27
                                                  ----          ----
     Total (1)(2)                                 $411          $434
                                                  ====          ====
--------------------------------------------------------------------

(1) Includes accruing loans of $23 million at December 31, 1998 and 1997 that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase.

(2) Includes $155 million and $115 million of impaired loans with a related FAS 114 allowance of $37 million and $36 million at December 31, 1998 and 1997, respectively.

     The average recorded investment in impaired loans during 1998, 1997 and 1996 was $456 million, $513 million and $655 million, respectively. Total interest income recognized on impaired loans during 1998, 1997 and 1996 was $13 million, $15 million and $21 million, respectively, which was primarily recorded using the cash method.

     The Company uses either the cash or cost recovery method to record cash receipts on impaired loans that are on nonaccrual. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt. Loans on the cost recovery method may be changed to the cash method when the application of the cash payments has reduced the principal balance to a level where collection of the remaining recorded investment is no longer in doubt.

NOTE 6 PREMISES, EQUIPMENT, LEASE COMMITMENTS AND OTHER ASSETS

     The following table presents comparative data for premises and equipment:

-------------------------------------------------------------------------------
(in millions)                                                       December 31,
                                                           --------------------
                                                             1998          1997
Land                                                       $  357        $  364
Buildings                                                   2,135         2,403
Furniture and equipment                                     2,688         2,474
Leasehold improvements                                        732           609
Premises leased under capital leases                           80           125
                                                           ------        ------
  Total                                                     5,992         5,975
Less accumulated depreciation
  and amortization                                          2,862         2,664
                                                           ------        ------
    Net book value                                         $3,130        $3,311
                                                           ======        ======
-------------------------------------------------------------------------------

     Depreciation and amortization expense was $491 million, $457 million and $451 million in 1998, 1997 and 1996, respectively. Losses on disposition of premises and equipment, recorded in noninterest expense, were $325 million, $76 million and $45 million in 1998, 1997 and 1996, respectively. Gains (losses) from disposition of operations, recorded in noninterest income, were $100 million, $15 million and $(95) million in 1998, 1997 and 1996, respectively.

     The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 1998:

-------------------------------------------------------------------------------
(in millions)                                  Operating leases  Capital leases
Year ended December 31,
1999                                                     $  397            $  8
2000                                                        322               7
2001                                                        248               6
2002                                                        187               5
2003                                                        144               5
Thereafter                                                  905              25
                                                         ------            ----
Total minimum lease payments                             $2,203              56
                                                         ======

Executory costs                                                              (2)
Amounts representing interest                                               (18)
                                                                           ----
Present value of net minimum                                               $ 36
  lease payments                                                           ====
-------------------------------------------------------------------------------

     Rental expense, net of rental income, for all operating leases was $473 million, $441 million and $427 million in 1998, 1997 and 1996, respectively.

     The components of interest receivable and other assets at December 31, 1998 and 1997 were as follows:

-------------------------------------------------------------------------------
(in millions)                                                       December 31,
                                                          ---------------------
                                                             1998          1997
Nonmarketable equity investments                          $ 2,392       $ 1,860
Interest receivable                                         1,062         1,057
Trading assets                                                760         1,302
Certain identifiable intangible assets                        212           206
Other real estate (ORE)                                       173           264
Due from customers on acceptances                             128           129
Interest-earning deposits                                     113            68
Other                                                       6,054         5,190
                                                          -------       -------
    Total interest receivable
     and other assets                                     $10,894       $10,076
                                                          =======       =======
-------------------------------------------------------------------------------

     Income from nonmarketable equity investments accounted for using the cost method was $151 million, $157 million and $137 million in 1998, 1997 and 1996, respectively.

     Trading assets consist predominantly of securities, including corporate debt and U.S. government agency obligations. Income from trading assets was $206 million, $151 million and $79 million in 1998, 1997 and 1996, respectively.

     Amortization expense for certain identifiable intangible assets included in other assets was $79 million, $74 million and $78 million in 1998, 1997 and 1996, respectively.

NOTE 7 DEPOSITS

     The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $31,252 million and $32,257 million at December 31, 1998 and 1997, respectively. At December 31, 1998, the contractual maturities of these deposits were as follows: $24,931 million in 1999, $3,752 million in 2000, $1,485 million in 2001, $454 million in 2002, $380 million in 2003 and $250 million thereafter. Substantially all of these deposits were interest bearing.

     Of the total above, the amount of time deposits with a denomination of $100,000 or more was $8,053 million and $7,571 million at December 31, 1998 and 1997, respectively. At December 31, 1998, the contractual maturities of these deposits were as follows: $3,391 million in 3 months or less, $1,893 million over 3 through 6 months, $1,999 million over 6 through 12 months and $770 million over 12 months.

     Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $746 million and $1,402 million at December 31, 1998 and 1997, respectively.

     Demand deposit overdrafts that have been reclassified as loan balances were $678 million and $703 million at December 31, 1998 and 1997, respectively.

NOTE 8 SHORT-TERM BORROWINGS

     The table below shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.

     At December 31, 1998, the Company had available lines of credit totaling $2,521 million, all of which was obtained by a subsidiary, Norwest Financial. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

---------------------------------------------------------------------------------------------------------------------------
(in millions)                                         1998                             1997                            1996
                                    ----------------------          -----------------------           ---------------------
                                     AMOUNT           RATE           Amount            Rate           Amount           Rate
AS OF DECEMBER 31,
Commercial paper and other
  short-term borrowings             $ 9,553           5.26%         $ 6,456            5.73%         $ 5,309           5.37%
Federal funds purchased and
  securities sold under
  agreements to repurchase            6,344           4.18            6,925            5.59            4,694           5.26
                                    -------                         -------                          -------
    Total                           $15,897           4.83          $13,381            5.65          $10,003           5.32
                                    =======                         =======                          =======

YEAR ENDED DECEMBER 31,
AVERAGE DAILY BALANCE
Commercial paper and other
  short-term borrowings             $ 7,676           5.60%         $ 5,473            5.59%         $ 5,998           5.37%
Federal funds purchased and
  securities sold under
  agreements to repurchase            6,778           5.11            5,889            5.17            4,694           5.10
                                    -------                         -------                          -------
    Total                           $14,454           5.37          $11,362            5.37          $10,692           5.26
                                    =======                         =======                          =======

MAXIMUM MONTH-END BALANCE
Commercial paper and other
  short-term borrowings (1)         $10,236             NA          $ 6,456              NA          $ 7,785             NA
Federal funds purchased and
  securities sold under
  agreements to repurchase (2)       10,364             NA            8,722              NA            6,320             NA

NA-Not applicable.
---------------------------------------------------------------------------------------------------------------------------

(1) Highest month-end balance in each of the last three years appeared in October 1998, December 1997 and July 1996, respectively.
(2) Highest month-end balance in each of the last three years appeared in April 1998, June 1997 and January 1996, respectively.

NOTE 9 LONG-TERM DEBT

   The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

---------------------------------------------------------------------------------------------------------------------------

                                                                   Maturity       Interest
(in millions)                                                      date           rate                 1998            1997
WELLS FARGO & COMPANY (PARENT ONLY)

SENIOR

Medium-Term Notes (1)                                              1999-2006      5.625% - 8.15%    $ 3,275         $ 4,225
Medium-Term Notes                                                  1999-2027      4.90% - 7.75%       1,125             233
Floating Rate Medium-Term Notes                                    1999           Various               700             330
Floating Rate Euro Medium-Term Notes                               2001           Various               300             300
Notes (1)                                                          2004           6.00%                   2             100
Notes (1)                                                          2000           6.00%                 202             200
ESOP Notes                                                         1999           8.52%                   4               9
                                                                                                    -------         -------
  Total senior debt - Parent                                                                          5,608           5,397
                                                                                                    -------         -------
SUBORDINATED

Notes                                                              2003           6.625%                200             200
Debentures                                                         2023           6.65%                 200             200
Other notes (1)                                                    2003-2004      6.0% - 6.625%           2               8
                                                                                                    -------         -------
  Total subordinated debt - Parent                                                                      402             408
                                                                                                    -------         -------
    Total long-term debt - Parent                                                                     6,010           5,805
                                                                                                    -------         -------
WFC HOLDINGS CORPORATION AND SUBSIDIARIES

SENIOR

Floating-Rate Medium-Term Notes                                    1999           Various               150           1,460
Notes (1)                                                          1998           11.00%                 --              55
Medium-Term Notes (1)(2)                                           1999-2002      7.78% - 10.90%        243             356
Notes payable by subsidiaries                                                                            51              53
Obligations of subsidiaries under capital leases (Note 6)                                                20              59
                                                                                                    -------         -------
  Total senior debt - WFC Holdings                                                                      464           1,983
                                                                                                    -------         -------
SUBORDINATED
Floating-Rate Capital Notes (3)(4)(5)                              1998           Various                --             200
Floating-Rate Notes (3)(4)                                         2000           Various               118             118
Capital Notes (5)                                                  1999           8.625%                183             186
Notes (1)(2)(6)                                                    2002           8.15%                  --             101
Notes                                                              2002           8.75%                 195             200
Notes                                                              2002           8.375%                138             149
Notes                                                              2003           6.875%                150             150
Notes                                                              2003           6.125%                249             249
Notes (1)(2)                                                       2004           9.125%                136             137
Notes (1)(2)(6)                                                    2004           9.0%                  127             124
Notes (1)                                                          2006           6.875%                499             499
Notes (1)(2)                                                       2006           7.125%                299             299
Notes                                                              2008           6.25%                 199              --
Medium-Term Notes (1)                                              2001-2002      9.38% - 11.25%        157             173
Medium-Term Notes                                                  2013           6.50% - 6.63%          50              --
                                                                                                    -------         -------
  Total subordinated debt - WFC Holdings                                                              2,500           2,585
                                                                                                    -------         -------
    Total long-term debt  - WFC Holdings                                                              2,964           4,568
                                                                                                    -------         -------
NORWEST FINANCIAL, INC. AND ITS SUBSIDIARIES (NFI)

Senior debt                                                        1999-2009      4.79% - 8.65%       5,273           5,219
                                                                                                    -------         -------
Subordinated debt                                                  1998           7.34%                  --               2
                                                                                                    -------         -------
    Total long-term debt - NFI                                                                        5,273           5,221
                                                                                                    -------         -------
OTHER CONSOLIDATED SUBSIDIARIES

SENIOR

FHLB Notes and Advances (7)                                        1999-2027      3.15% - 8.38%       2,768             377
Floating Rate FHLB Advances (7)                                    1999-2011      Various             2,655           1,326
Senior Notes                                                       1999-2000      12.25%                  1               2
Other notes and debentures                                         1999-2006      3.00% - 12.72%         22              20
Capital lease obligations (Note 6)                                                                       16              16
                                                                                                    -------         -------
    Total long-term debt - other consolidated subsidiaries                                            5,462           1,741
                                                                                                    -------         -------
      Total consolidated long-term debt                                                             $19,709         $17,335
                                                                                                    =======         =======
----------------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month or six-month LIBOR rate.

(2) The interest rate swap agreement for these Notes is callable by the counterparty prior to the maturity of the Notes.

(3)  Notes are currently redeemable in whole or in part, at par.

(4) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.

(5)  Mandatory Equity Notes.

(6)  These Notes are redeemable in whole or in part, at par, prior to maturity.

(7) The maturities of the FHLB advances are determined quarterly, based on the outstanding balance, the then current LIBOR rate, and the maximum life of the advance. Advances maturing within the next year are expected to be refinanced, extending the maturity of such borrowings beyond one year.

   At December 31, 1998, the principal payments, including sinking fund payments, on long-term debt are due as follows in the table below.

-------------------------------------------------------------------------------

(in millions)                                   Parent            Company
1999                                            $1,781            $ 7,679
2000                                               802              1,928
2001                                               801              1,687
2002                                               526              1,611
2003                                               400              1,820
Thereafter                                       1,700              4,984
                                                ------            -------
Total                                           $6,010            $19,709
                                                ======            =======

-------------------------------------------------------------------------------

   The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

   The terms of the Mandatory Equity Notes of $183 million, due in 1999, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the Notes. At December 31, 1998, $183 million of stockholders' equity had been designated for the retirement or redemption of these Notes. Repayment is subordinated, but only to the extent described in the indenture relating to the debentures, to the prior payment in full of all the Company's obligations for borrowed money. They are redeemable at the principal amount.

   Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1998.





NOTE 10 GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

   In 1996, the former Wells Fargo established four separate special purpose trusts, which collectively issued $1,150 million in trust preferred securities. In 1997, the former Wells Fargo issued an additional $150 million in trust preferred securities through a separate trust. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of the former Wells Fargo. Concurrent with the issuance of the preferred securities by the trusts, the former Wells Fargo issued guarantees for the benefit of the security holders. These trust preferred securities provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. WFC Holdings Corporation (WFC Holdings), as successor to the former Wells Fargo, owns all of the common securities of the five trusts. The preferred securities issued by the trusts rank senior to the common securities. The obligations of WFC Holdings under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by WFC Holdings of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all other liabilities of WFC Holdings. The Parent guarantees the obligations of WFC Holdings.

   Listed below are the series of trust preferred securities of Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C, Wells Fargo Capital I and Wells Fargo Capital II issued at $1,000 per security. The distributions are cumulative and payable semi-annually on the first day of June and December for Wells Fargo Capital A, Wells Fargo Capital B and Wells Fargo Capital C and on the fifteenth day of June and December for Wells Fargo Capital I. The distributions are cumulative and payable quarterly on the 30th of January, April, July and October for Wells Fargo Capital II. The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, pursuant to the terms of the Trust Agreement.

   WELLS FARGO CAPITAL A: This trust issued $300 million in trust preferred securities in November 1996 and concurrently invested $309 million in debentures of WFC Holdings with a stated maturity of December 1, 2026. The Company repurchased $85 million in this class of trust preferred securities in the open market in 1998. The repurchased securities were cancelled and the trust decreased its investment by $88 million in debentures of WFC Holdings. This class of trust preferred securities will accrue semi-annual distributions of $40.63 per security (8.13% annualized rate).

   WELLS FARGO CAPITAL B: This trust issued $200 million in trust preferred securities in November 1996 and concurrently invested $206 million in debentures of WFC Holdings with a stated maturity of December 1, 2026. The Company repurchased $153 million in this class of trust preferred securities on the open market in 1998. The repurchased securities were cancelled and the trust decreased its investment by $158 million in debentures of WFC Holdings. This class of trust preferred securities will accrue semi-annual distributions of $39.75 per security (7.95% annualized rate).

   WELLS FARGO CAPITAL C: This trust issued $250 million in trust preferred securities in November 1996 and concurrently invested $258 million in debentures of WFC Holdings with a stated maturity of December 1, 2026. The Company repurchased $186 million in this class of trust preferred securities on the open market in 1998. The repurchased securities were cancelled and the trust decreased its investment by $192 million in debentures of WFC Holdings. This class of trust preferred securities will accrue semi-annual distributions of $38.65 per security (7.73% annualized rate).

   WELLS FARGO CAPITAL I: This trust issued $400 million in trust preferred securities in December 1996 and concurrently invested $412 million in debentures of WFC Holdings with a stated maturity of December 15, 2026. The Company repurchased $212 million in this class of trust preferred securities on the open market in 1998. The repurchased securities were cancelled and the trust decreased its investment by $219 million in debentures of WFC Holdings. This class of trust preferred securities will accrue semi-annual distributions of $39.80 per security (7.96% annualized rate).

   WELLS FARGO CAPITAL II: This trust issued $150 million in trust preferred securities in January 1997 and concurrently invested $155 million in debentures of WFC Holdings with a stated maturity of January 30, 2027. This class of trust preferred securities will accrue quarterly distributions at a variable annual rate of LIBOR plus 0.5%.

   On or after December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and on or after January 2007 for Wells Fargo Capital II, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of WFC Holdings, subject to Federal Reserve approval, at declining redemption prices. Prior to December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and prior to January 2007 for Wells Fargo Capital II, the securities may be redeemed at the option of WFC Holdings on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of WFC Holdings or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, WFC Holdings has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

NOTE 11 PREFERRED STOCK

   The Company is authorized to issue 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, without par value. Of the 20,000,000 preferred shares authorized, there were 6,535,362 shares and 6,531,405 shares of preferred stock issued and outstanding at December 31, 1998 and 1997, respectively. No shares of preference stock are currently outstanding. All preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.

   The following table is a summary of preferred stock (adjustable and fixed):

--------------------------------------------------------------------------------------------------------------------------------
                                                Shares issued     Carrying amount                             Dividends declared
                                              and outstanding        (in millions)                                  (in millions)
                                         --------------------   -----------------             Adjustable  ----------------------
                                                  December 31,        December 31,        dividends rate  Year ended December 31,
                                         --------------------   -----------------   --------------------  ----------------------
                                              1998       1997    1998        1997    Minimum     Maximum    1998    1997    1996
Adjustable-Rate Cumulative, Series B
   (Liquidation preference $50)          1,500,000  1,500,000    $ 75        $ 75        5.5%       10.5%    $ 4     $ 4     $ 4

9% Cumulative, Series C
   (Liquidation preference $500)(1)             --         --      --          --         --          --      --      --      21

8-7/8% Cumulative, Series D
   (Liquidation preference $500)(2)             --         --      --          --         --          --      --       3      16

9-7/8% Cumulative, Series F
   (Liquidation preference $200)(3)(4)          --         --      --          --         --          --      --      --      12

9% Cumulative, Series G
   (Liquidation preference $200)(3)(5)          --         --      --          --         --          --      --       5      10

6.59%/Adjustable-Rate Noncumulative
   Preferred Stock, Series H
   (Liquidation preference $50)          4,000,000  4,000,000     200         200        7.0        13.0      13      13       4

Cumulative Tracking
   (Liquidation preference $200)           980,000    980,000     196         196       9.30        9.30      18      18      18

1998 ESOP Cumulative Convertible
   (Liquidation preference $1,000)           8,740         --       9          --      10.75       11.75      --      --      --

1997 ESOP Cumulative Convertible
   (Liquidation preference $1,000)          19,698     22,927      20          23       9.50       10.50      --      --      --

1996 ESOP Cumulative Convertible
   (Liquidation preference $1,000)          22,068     22,831      22          23       8.50        9.50      --      --      --

1995 ESOP Cumulative Convertible
   (Liquidation preference $1,000)          20,130     20,625      20          21       10.0        10.0      --      --      --

ESOP Cumulative Convertible
   (Liquidation preference $1,000)           9,726     10,022      10          10        9.0         9.0      --      --      --

Unearned ESOP shares (6)                        --         --     (84)        (80)        --          --      --      --      --

Less: Cumulative Tracking
   held by subsidiary
   (Liquidation preference $200)            25,000     25,000       5           5       9.30        9.30      --      --      --
                                         ---------  ---------    ----        ----                            ---     ---     ---

         Total                           6,535,362  6,531,405    $463        $463                            $35     $43     $85
                                         =========  =========    ====        ====                            ===     ===     ===
--------------------------------------------------------------------------------------------------------------------------------

(1) In December 1996, the Company redeemed all $239 million (477,500 shares) of its Series C preferred stock.

(2) In March 1997, the Company redeemed all $175 million (350,000 shares) of its Series D preferred stock.

(3) In April 1996, the Series F and Series G preferred stock were converted from First Interstate preferred stock into the right to receive one share of the Company's preferred stock.

(4) In November 1996, the Company redeemed all $200 million (1,000,000 shares) of its Series F preferred stock.

(5) In May 1997, the Company redeemed all $150 million (750,000 shares) of its Series G preferred stock.

(6) In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends declared, see Note 12.

   ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5% during 1998, 1997 and 1996.

   6.59%/ADJUSTABLE-RATE NONCUMULATIVE PREFERRED STOCK, SERIES H These shares are redeemable at the option of the Company on or after October 1, 2001 at a price of $50 per share plus accrued and unpaid dividends. Dividends are noncumulative and payable on the first day of each calendar quarter at an annualized rate of 6.59% through October 1, 2001. The dividend rate after October 1, 2001 will be equal to .44% plus the highest of the Treasury bill discount rate, the 10-year constant maturity rate and the 30-year constant maturity rate, as determined in advance of such dividend period, limited to a minimum of 7% and a maximum of 13%.

   CUMULATIVE TRACKING PREFERRED STOCK On December 30, 1994, the Company issued 980,000 shares of Cumulative Tracking Preferred Stock, $200 liquidation value per share, of which 25,000 shares were held by a subsidiary at December 31, 1998, 1997 and 1996. Dividends on shares of Cumulative Tracking Preferred Stock are cumulative from the date of issue and are payable quarterly. The initial dividend rate is 9.30 percent per annum. The dividend rate is reset on January 1, 2000, and on January 1 of each fifth year thereafter. The reset rate is the greater of the 5-, 10-, or 30-year Treasury rate or three-month LIBOR plus 250 basis points. At the time of initial issuance of the shares of Cumulative Tracking Preferred Stock, the holders thereof became assignees of the Company's beneficial interest in an equivalent number of Class A preferred limited liability company interests of Residential Home Mortgage, L.L.C., a subsidiary of the Company. Holders of shares of Cumulative Tracking Preferred Stock are entitled to receive, in addition to the dividends, certain additional cash distributions that are based on the results of operations of the limited liability company. The shares of Cumulative Tracking Preferred Stock may be redeemed after December 31, 1999, at the option of the Company. The shares of Cumulative Tracking Preferred Stock rank on a parity, both as to payment of dividends and the distribution of assets on liquidation, with the Company's ESOP Preferred Stock. The Cumulative Tracking Preferred Stock ranks prior, both as to payment of dividends and the distribution of assets upon liquidation, to common stock and, if any, the Company's junior participating preferred stock. At December 31, 1998, there were two holders of record of Cumulative Tracking Preferred Stock.

   ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK All shares of the Company's 1998 ESOP Cumulative Convertible Preferred Stock, 1997 ESOP Cumulative Convertible Preferred Stock, 1996 ESOP Cumulative Convertible Preferred Stock, 1995 ESOP Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Norwest Corporation Savings Investment Plan and Master Savings Trust (the Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to 11.75 percent, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the Plan is converted into shares of common stock of the Company based on the stated value of the ESOP Preferred Stock and the then current market price of the Company's common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. The ESOP Preferred Stock is redeemable at any time, in whole or in part, at the option of the Company at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends and (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

NOTE 12 COMMON STOCK AND STOCK PLANS

COMMON STOCK
--------------------------------------------------------------------------------

   The table below summarizes common stock reserved, issued and authorized as of December 31, 1998:

-------------------------------------------------------------------------------
                                                               Number of shares
Convertible subordinated
  debentures and warrants (1)                                        35,962,948
Dividend reinvestment and
  common stock purchased plans                                        2,903,154
Director plans                                                        1,288,212
Employee stock plans                                                184,997,869
                                                                  -------------
  Total shares reserved                                             225,152,183
Shares issued                                                     1,661,392,590
Shares not reserved                                               2,113,455,227
                                                                  -------------

  Total shares authorized                                         4,000,000,000
                                                                  =============
-------------------------------------------------------------------------------

(1) Includes warrants issued by the Company to subsidiaries to purchase shares of the Company's common stock as follows: 8,928,172 shares at $42.50 per share in 1996, 11,000,176 shares at $37.50 per share in 1995 and 16,000,000 shares at $35.00 per share in 1994.

   Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 9.

   Each share of the Company's common stock includes one preferred share purchase right. These rights will become exercisable only if a person or group acquires or announces an offer to acquire 15 percent or more of the Company's common stock. When exercisable, each right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock at a price of $160 for each one one-thousandth of a preferred share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's common stock or shares in an "acquiring entity" at one-half of the then current market value. The Company will generally be entitled to redeem the rights at one cent per right at any time before they become exercisable. The rights will expire on November 23, 2008, unless extended, previously redeemed or exercised. The Company has reserved 1.125 million shares of preferred stock for issuance upon exercise of the rights.


DIVIDEND REINVESTMENT AND
COMMON STOCK PURCHASE PLANS

   The Company's dividend reinvestment and common stock direct purchase plans permit participants to purchase at fair market value shares of the Company's common stock by reinvestment of dividends and/or optional cash payments, subject to the terms of the plans.


DIRECTOR PLANS

   Under the Company's director plans, directors receive stock as a part of their annual retainer or could elect to receive stock options in lieu of an annual cash retainer, subject to the terms of the respective plans. Another plan provides for annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after one year and may be exercised until the tenth anniversary of the date of grant. Compensation expense for the options is measured as the quoted market price of the stock at the date of grant less the exercise price and is accrued over the vesting period.

EMPLOYEE STOCK PLANS

   LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the quoted market price of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire an Accelerated Ownership Non-Qualified Stock Option (AO). If an option contains the AO feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted an AO to purchase, at the quoted market price at the date of the AO grant, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 1998 is 60,528,277.

   Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally five years after the restricted shares or restricted share rights were granted. Upon grant of the restricted shares or restricted share rights, generally holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on common stock equal to the number of restricted shares or restricted share rights. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 1998, 1997 and 1996, there were 371,560, 280,020 and 952,330 restricted shares and restricted share rights granted, respectively, with a weighted-average grant-date fair value of $37.72, $30.89 and $23.69, respectively. As of December 31, 1998, 1997 and 1996, there were 3,086,500, 2,084,540 and 1,097,000 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued on a straight-line basis over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $9 million, $11 million and $10 million in 1998, 1997 and 1996, respectively.

   In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the original stock option plan and the agreed-upon exchange ratio.

   BROAD-BASED PLANS In 1996, the Company adopted the Best Practices PartnerShares Plan, a broad-based employee stock option plan covering full- and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock issuable under the plan as of December 31, 1998 is 56,569,400, including 16,082,000 shares available for grant. Options granted under the PartnerShares Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock exceeds a predetermined price. Options generally expire ten years after the date of grant. No compensation expense has been recorded for the options, as the exercise prices were equal to or higher than the quoted market price of the Company's common stock at the respective dates of grant.

   The Company also offers participation in the Employee Stock Purchase Plan
(ESPP). Options to purchase 1,318,580 shares of common stock were outstanding as of December 31, 1998 under the ESPP. Employees of the former Wells Fargo who have completed their introductory period of employment, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of a committee of the Board of Directors. The ESPP provides for a purchase price of the lower of the quoted market price of the stock at the date of grant or 85% to 100% (as determined by the Board of Directors for each period) of the quoted market price at the end of a one-year period. For the current period ending August 31, 1999, the Board approved a closing purchase price of 85% of the quoted market price. The ESPP is noncompensatory and results in no expense to the Company.

   The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 1998:

---------------------------------------------------------------------------------------------------------------------------

                                             Director Plans       Long-Term Incentive Plans               Broad-Based Plans
                                      ---------------------       -------------------------       -------------------------
                                      Number      Weighted-            Number     Weighted-           Number      Weighted-
                                                    average                         average                         average
                                                   exercise                        exercise                        exercise
                                                      price                           price                           price
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1995                    335,710        $  9.67        47,289,664        $11.33        1,299,800         $18.23
                                     -------                       ----------                     ----------
1996:
  Granted                            113,910(1)       22.57         6,568,650(2)(3)   21.35       11,330,580(4)       17.43
  Acquired (5)                            --             --         9,379,334          9.33               --             --
  Canceled                                --             --          (719,358)        14.10       (1,087,990)         17.91
  Exercised                           (5,000)          6.63       (13,416,038)        10.08         (768,330)         18.23
                                     -------                       ----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1996                    444,620          13.01        49,102,252         12.59       10,774,060          17.42
                                     -------                       ----------                     ----------
1997:
  Granted                            103,890(1)       23.49        29,985,212(2)(3)   30.31       23,678,530(4)       30.11
  Canceled                                --             --        (1,356,735)        22.89       (3,935,110)         17.93
  Exercised                          (29,230)          9.87       (14,801,394)        10.30       (5,275,570)         17.57
                                     -------                       ----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1997                    519,280          15.28        62,929,335         21.34       25,241,910          29.21
                                     -------                       ----------                     ----------
1998:
  Granted                             84,860(1)       34.38         9,695,931(2)(3)   36.25       21,295,860(4)       37.29
  Canceled                                --             --        (1,521,074)        27.08       (2,866,310)         31.22
  Exercised                         (102,610)         11.72       (10,330,783)        15.50       (1,865,480)         21.40
                                     -------                       ----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1998                    501,530         $19.24        60,773,409        $24.58       41,805,980         $33.60
                                     =======         ======        ==========        ======       ==========         ======
Outstanding options
exercisable as of:
  December 31, 1996                  330,710         $ 9.71        37,222,532        $10.94               --         $   --
  December 31, 1997                  417,920          13.23        33,930,575         14.12        3,315,200          16.90
  DECEMBER 31, 1998                  434,020          17.29        35,990,530         19.57        3,255,200          22.05

---------------------------------------------------------------------------------------------------------------------------

(1) The weighted-average per share fair value of options granted was $11.85, $10.26 and $9.05 for 1998, 1997 and 1996, respectively.
(2) The weighted-average per share fair value of options granted was $7.40, $5.08 and $5.10 for 1998, 1997 and 1996, respectively.
(3)  Includes 2,094,111, 2,687,762 and 2,680,800 AO grants at December 31, 1998,
     1997 and 1996, respectively.
(4) The weighted-average per share fair value of options granted was $5.42, $4.92 and $3.18 for 1998, 1997 and 1996, respectively.
(5) Options assumed in connection with the acquisition of First Interstate and Benson Financial Corporation.

   The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

-----------------------------------------------------------------------------

                                                            December 31, 1998
                                        -------------------------------------
                                            Weighted-       Number  Weighted-
                                              average                 average
                                            remaining                exercise
                                          contractual                   price
                                        life (in yrs.)

RANGE OF EXERCISE PRICES
DIRECTOR PLANS
  $.10
     Options outstanding/exercisable              4.0       29,730     $  .10
  $4.46-$6.69
     Options outstanding                          3.1       32,520       6.46
     Options exercisable                                    27,520       6.43
  $6.70-$10.05
     Options outstanding/exercisable              2.0       45,000       7.45
  $10.06-$15.09
     Options outstanding/exercisable              5.7      105,570      13.07
  $15.10-$22.65
     Options outstanding                          6.9       59,470      16.24
     Options exercisable                                    46,580      16.03
  $22.66-$33.99
     Options outstanding/exercisable              7.7      159,620      25.67
  $34.00-$51.00
     Options outstanding                          9.3       69,620      38.19
     Options exercisable                                    20,000      38.20
LONG-TERM INCENTIVE PLANS
  $2.24-$3.36
     Options outstanding/exercisable              2.3       83,090       2.51
  $3.37-$5.06
     Options outstanding/exercisable              4.3      285,254       4.62
  $5.07-$7.60
     Options outstanding                          2.8    4,197,516       7.22
     Options exercisable                                 4,188,508       7.22
  $7.61-$11.41
     Options outstanding                          4.1    3,321,876      10.70
     Options exercisable                                 3,319,728      10.70
  $11.42-$17.13
     Options outstanding                          5.1   11,450,694      13.84
     Options exercisable                                11,295,928      13.84
  $17.14-$25.71
     Options outstanding                          6.2    4,495,337      20.60
     Options exercisable                                 4,430,509      20.56
  $25.72-$38.58
     Options outstanding                          8.5   35,970,343      31.57
     Options exercisable                                11,566,066      30.82
  $38.59-$57.89
     Options outstanding                          6.7      969,299      40.22
     Options exercisable                                   821,447      40.33
BROAD-BASED PLANS
  $16.56-$24.84
     Options outstanding/exercisable              7.5    2,191,000      16.56
  $24.85-$37.81
     Options outstanding                          9.0   39,614,980      34.53
     Options exercisable                                 1,064,200      33.37


-----------------------------------------------------------------------------

   In October 1995, the FASB issued FAS 123, Accounting for Stock-Based Compensation. As provided for under FAS 123, the Company elected to continue to apply the provisions of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, in accounting for the stock plans described above. Had compensation cost for these stock plans been determined based on the (optional) fair value method established by FAS 123, the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated below.

-------------------------------------------------------------------------------

                                                         Year ended December 31,
(in millions, except per                               ------------------------
common share amounts)                                    1998     1997     1996
Net income
  As reported                                          $1,950   $2,499   $2,228
  Pro forma (1)                                         1,867    2,448    2,210
Earnings per common share
  As reported                                          $ 1.18   $ 1.50   $ 1.38
  Pro forma (1)                                          1.13     1.43     1.36
Diluted earnings per common share
  As reported                                          $ 1.17   $ 1.48   $ 1.36
  Pro forma (1)                                          1.12     1.42     1.33

-------------------------------------------------------------------------------

(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options may be granted each year and generally vest over three years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS 123 that would be expected if all outstanding stock option grants were accounted for under this method.

   The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 1998, 1997 and 1996: expected dividend yield ranging from 1.4% to 2.2%; expected volatility ranging from 20.0% to 29.0%; risk-free interest rates ranging from 5.5% to 7.8% and expected life ranging from 1 to 5.4 years.

   EMPLOYEE STOCK OWNERSHIP PLAN The Savings Investment Plan (SIP), a defined contribution plan, contains Employee Stock Ownership Plan (ESOP) provisions under which SIP may borrow money to purchase the Company's common or preferred stock. Beginning in 1994, the Company has loaned money to SIP which has been used to purchase shares of the Company's ESOP Preferred Stock. As ESOP Preferred Stock is released and converted into common shares, compensation expense is recorded equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock are recorded as a reduction of retained earnings and the shares are considered outstanding for purposes of earnings per share computations. Dividends on the unallocated ESOP Preferred Stock are not recorded as a reduction of retained earnings, and the shares are not considered to be common stock equivalents for purposes of earnings per share computations. Loan principal and interest payments are made from the Company's contributions to SIP, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to SIP participants.

   In 1989, the Company loaned money to SIP which was used to purchase shares of the Company's common stock (the 1989 ESOP shares). The Company accounts for the 1989 ESOP shares in accordance with AICPA Statement of Position 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Accordingly, the Company's ESOP loans to SIP related to the purchase of the 1989 ESOP shares are recorded as a reduction of stockholders' equity, and compensation expense based on the cost of the shares is recorded as shares are released and allocated to participants' accounts. The 1989 ESOP shares are considered outstanding for purposes of earnings per share computations and dividends on the shares are recorded as a reduction to retained earnings. The 1989 ESOP shares also include ESOP shares acquired in conjunction with business combinations accounted for under the pooling of interests method of accounting. The loans from the Company to SIP are repayable in monthly installments through April 26, 1999, with interest at 8.45%. Interest income on these loans was $1 million in 1998, 1997 and 1996 and is included as a reduction in employee benefits expense. Total interest expense on the Series A and B ESOP Notes was $1 million, $1 million and $4 million in 1998, 1997 and 1996, respectively. Total dividends paid to SIP on ESOP shares were as follows:

------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                                     -------------------------
                                                     1998      1997       1996
ESOP Preferred Stock:
  Common dividends                                    $ 6       $ 4        $ 3
  Preferred dividends                                   9         4          3
1989 ESOP shares:
  Common dividends                                     11        11          9
                                                      ---       ---        ---
Total                                                 $26       $19        $15
                                                      ===       ===        ===

------------------------------------------------------------------------------

   The ESOP shares as of December 31, 1998 and 1997 were as follows:

------------------------------------------------------------------------------

                                                                   December 31,
                                                       -----------------------
                                                             1998         1997
ESOP Preferred Stock:
  Allocated shares (common)                             8,592,898    7,793,681
  Unreleased shares (preferred)                            80,362       76,405
1989 ESOP shares:
  Allocated shares                                     15,018,861   15,555,673
  Unreleased shares                                       320,285    1,053,925
Fair value of unearned ESOP shares
  (in millions)                                               $80          $76

------------------------------------------------------------------------------

NOTE 13 EMPLOYEE BENEFITS AND OTHER EXPENSES

EMPLOYEE BENEFITS
--------------------------------------------------------------------------------

   The Company's noncontributory defined benefit pension plans cover substantially all full-time employees of the former Norwest. The Company also has a defined benefit plan acquired as a result of the First Interstate Bancorp (First Interstate) acquisition. Pursuant to the First Interstate merger agreement, accrued benefits as of June 30, 1996 for all participants employed as of March 28, 1996 became fully vested. Effective June 30, 1996, all accrued benefits under the plan were frozen. The Company also provides health care and life insurance benefits for certain retired employees. The Company reserves the right to terminate those benefits at any time.

   The following table shows the changes in the benefit obligation and the fair value of plan assets during 1998 and 1997 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 1998 and 1997 for the Company's defined benefit pension and other postretirement benefit plans:

---------------------------------------------------------------------------

(in millions)                                                   December 31,
                          -------------------------------------------------
                                           1998                        1997
                          ---------------------      ----------------------
                           PENSION        OTHER       Pension         Other
                          BENEFITS     BENEFITS      benefits      benefits
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year         $2,141        $ 457        $1,903         $ 424
Service cost                    67           18            49            14
Interest cost                  151           33           141            29
Plan participants'
  contributions                --             5            --             7
Amendments                       1           --            --            --
Actuarial loss                 231           58           144            15
Acquisitions                     5           --            --            --
Benefits paid                 (109)         (35)          (96)          (32)
                            ------        -----        ------         -----
Benefit obligation
  at end of year            $2,487        $ 536        $2,141         $ 457
                            ======        =====        ======         =====

CHANGE IN PLAN ASSETS
Fair value of plan assets
  at beginning of year      $2,521        $ 140        $2,100         $ 124
Actual return
  on plan assets               115           12           477            17
Acquisitions                     4           --            --            --
Employer contribution           17           96            40            24
Plan participants'
  contributions               --              5          --               7
Benefits paid                 (109)         (35)          (96)          (32)
                            ------        -----        ------         -----
Fair value of plan assets
  at end of year            $2,548        $ 218        $2,521         $ 140
                            ======        =====        ======         =====

Funded status               $   61        $(318)       $  380         $(317)
Unrecognized net
  actuarial gain               (48)          (5)         (350)          (52)
Unrecognized net
  transition asset              (7)          --            (9)           --
Unrecognized prior
  service cost                   7            1             7            --
                            ------        -----        ------         -----
Prepaid (accrued)
  benefit cost              $   13        $(322)       $   28         $(369)
                            ======        =====        ======         =====

---------------------------------------------------------------------------

   The following table sets forth the components of net periodic benefit cost for 1998, 1997 and 1996:

-------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                     ----------------------------------------------------------
                                   1998                1997                1996
                     ------------------  ------------------  ------------------
                      PENSION     OTHER   Pension     Other   Pension     Other
                     BENEFITS  BENEFITS  benefits  benefits  benefits  benefits
Service cost            $  67      $ 18     $  49      $ 14     $  50       $14
Interest cost             151        33       141        29       110        27
Expected return
  on plan assets         (205)      (11)     (174)      (10)     (132)       (8)
Recognized
  net actuarial
  (gain) loss (1)          21        (1)        13       (9)       (3)       (5)
Amortization of
  prior service cost        1        --          1       --        --        --
Amortization of
  unrecognized
  transition asset         (2)       --         (2)      --        (2)       --
                        -----      ----      -----     ----     -----       ---
    Net periodic
  benefit cost          $  33      $ 39      $  28     $ 24     $  23       $28
                        =====      ====      =====     ====     =====       ===

-------------------------------------------------------------------------------

(1) Net gains and losses are generally amortized over five years.


   The weighted-average assumptions used in calculating the amounts above were:

-----------------------------------------------------------------------------

                                                       Year ended December 31,
                              -----------------------------------------------
                                               1998                      1997
                              ---------------------      --------------------
                                PENSION       OTHER        Pension      Other
                               BENEFITS    BENEFITS       benefits   benefits
Discount rate                       6.5%        6.5%           7.0%  6.9%-7.0%
Expected return
  on plan assets               8.5%-9.0%        9.0%      8.5%-9.0%       5.4%
Rate of compensation
  increase                          5.0%         --%           5.0%        --%

------------------------------------------------------------------------------

   Accounting for the health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 5.5% for HMOs and 9.0% to 10.0% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 1999. By 2006 and thereafter, rates were assumed to remain level for HMOs at 5.5% and for all other types of coverage at 5.5% to 8.0%. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 1998 by $62 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1998 by $8 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 1998 by $53 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1998 by $6 million.

   The Company sponsors two primary defined contribution plans. Expenses for all defined contribution plans were $174 million, $174 million, and $143 million in 1998, 1997 and 1996, respectively.

OTHER EXPENSES

   The table to the right shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                                  ----------------------------
                                                  1998        1997        1996
Outside professional services                     $391        $262        $254
Contract services                                  342         271         329
Donations                                          257          44          20
Telecommunications                                 252         241         234
Outside data processing                            250         217         216
Advertising and promotion                          237         202         234
Postage                                            228         210         206
Travel and entertainment                           212         188         188
Stationery and supplies                            178         182         192

------------------------------------------------------------------------------



NOTE 14 INCOME TAXES

The following is a summary of the components of income tax expense applicable to income before income taxes:

------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                         -------------------------------------
                                            1998           1997           1996
Current:
  Federal                                 $1,201         $1,242         $  874
  State and local                            272            246            161
  Foreign                                     (1)            33             37
                                          ------         ------         ------
                                           1,472          1,521          1,072
                                          ------         ------         ------
Deferred:
  Federal                                    (82)           147            371
  State and local                            (32)            37            100
  Foreign                                    (15)           (11)            (4)
                                          ------         ------         ------
                                            (129)           173            467
                                          ------         ------         ------
    Total                                 $1,343         $1,694         $1,539
                                          ======         ======         ======

------------------------------------------------------------------------------

   The Company's tax benefit related to the exercise of employee stock options that were allocated to stockholders' equity was $90 million, $93 million and $37 million for 1998, 1997 and 1996, respectively.

   The Company had a net deferred tax liability of $177 million and $163 million at December 31, 1998 and 1997, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

-----------------------------------------------------------------------------

(in millions)                                          Year ended December 31,
                                                       ----------------------
                                                         1998            1997
DEFERRED TAX ASSETS
  Allowance for loan losses                            $1,143          $1,087
  Net tax-deferred expenses                             1,325           1,137
  Other                                                   271             365
                                                       ------          ------
      Total deferred tax assets                         2,739           2,589
                                                       ------          ------
DEFERRED TAX LIABILITIES
  Core deposit intangible                                 498             624
  Leasing                                                 878             763
  Mark to market                                          201             122
  Mortgage servicing                                      871             747
  FAS 115 adjustment                                      278             271
  Other                                                   190             225
                                                       ------          ------
    Total deferred tax liabilities                      2,916           2,752
                                                       ------          ------

NET DEFERRED TAX LIABILITY                             $ (177)         $ (163)
                                                       ======          ======

-----------------------------------------------------------------------------

   The Company has determined that it is not required to establish a valuation reserve for any of the deferred tax assets since it is more likely than not that these assets will be principally realized through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income of nearly $6 billion in the carryback period, substantial state taxable income in the carryback period, as well as a history of growth in earnings and the prospects for continued growth.

   The deferred tax liability related to unrealized gains and losses on securities available for sale had no impact on 1998, 1997 or 1996 income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

   The following table is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

---------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                        Year ended December 31,
                                                    -----------------------------------------------------------------------
                                                                   1998                      1997                      1996
                                                    -------------------       -------------------        ------------------
                                                    AMOUNT            %       Amount            %        Amount           %
Statutory federal income tax expense and rate       $1,153         35.0%      $1,468         35.0%       $1,320        35.0%
Change in tax rate resulting from:
  State and local taxes on income, net of
    federal income tax benefit                         156          4.7          162          3.8           155         4.1
  Amortization of goodwill not
    deductible for tax return purposes                 125          3.8          151          3.6           118         3.1
  Tax exempt income                                    (57)        (1.7)         (37)         (.9)          (27)        (.7)
  Other                                                (34)        (1.0)         (50)        (1.1)          (27)        (.7)
                                                    ------         ----       ------         ----        ------        ----
    Effective income tax expense and rate           $1,343         40.8%      $1,694         40.4%       $1,539        40.8%
                                                    ======         ====       ======         ====        ======        ====

---------------------------------------------------------------------------------------------------------------------------

   The Company has not recognized a federal deferred tax liability of $36 million on $102 million of undistributed earnings of a foreign subsidiary because such earnings are indefinitely reinvested in the subsidiary and are not taxable under current law. A deferred tax liability would be recognized to the extent the Company changed its intent to not indefinitely reinvest a portion or all of such undistributed earnings. In addition, a current tax liability would be recognized if the Company recovered those undistributed earnings in a taxable manner, such as through the receipt of dividends or sale of the entity, or if the tax law changed.

NOTE 15 EARNINGS PER COMMON SHARE

   The table below shows dual presentation of earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

-------------------------------------------------------------------------------------------------------------------------

(in millions, except per share amounts)                                                            Year ended December 31,
                                                                  -------------------------------------------------------
                                                                      1998                    1997                   1996
Net income                                                        $  1,950                $  2,499               $  2,228
Less: Preferred stock dividends                                         35                      43                     85
                                                                  --------                --------               --------
Net income applicable to common stock                             $  1,915                $  2,456               $  2,143
                                                                  ========                ========               ========

EARNINGS PER COMMON SHARE

Net income applicable to common stock (numerator)                 $  1,915                $  2,456               $  2,143
                                                                  ========                ========               ========
Average common shares outstanding (denominator)                    1,621.5                 1,634.6                1,553.3
                                                                  ========                ========               ========
Per share                                                         $   1.18                $   1.50               $   1.38
                                                                  ========                ========               ========
DILUTED EARNINGS PER COMMON SHARE

Net income applicable to common stock (numerator)                 $  1,915                $  2,456               $  2,143
                                                                  ========                ========               ========

Average common shares outstanding                                  1,621.5                 1,634.6                1,553.3
Add:  Stock options                                                   18.3                    20.6                   14.3
      Restricted share rights                                          2.0                     2.6                    2.9
                                                                  --------                --------               --------
Diluted average common shares outstanding (denominator)            1,641.8                 1,657.8                1,570.5
                                                                  ========                ========               ========
Per share                                                         $   1.17                $   1.48               $   1.36
                                                                  ========                ========               ========

-------------------------------------------------------------------------------------------------------------------------

NOTE 16 COMPREHENSIVE INCOME

   On January 1, 1998, the Company adopted FAS 130, Reporting Comprehensive Income. The Statement requires that a company classify items of other comprehensive income (and the related tax effect) by their nature (e.g., unrealized gains or losses on securities and foreign currency translation adjustments) in a financial statement.

   The following table presents the related tax effect allocated to each component of other comprehensive income:

------------------------------------------------------------------------------------

(in millions)                                    Before           Tax         Net of
                                                    tax        effect            tax
                                                 amount
1996:
Translation adjustments                           $  (1)         $ --          $  (1)
                                                  -----          ----          -----
Unrealized losses on securities
  available for sale arising
  during the year                                   (39)          (20)           (19)
Reclassification adjustment for
  gains on securities available
  for sale included in net income                   (12)           (5)            (7)
                                                  -----          ----          -----
Net unrealized losses arising
  during the year                                   (51)          (25)           (26)
                                                  -----          ----          -----
Other comprehensive income                        $ (52)         $(25)         $ (27)
                                                  =====          ====          =====

1997:
Translation adjustments                           $   1          $ --          $   1
                                                  -----          ----          -----
Unrealized gains on securities
  available for sale arising
  during the year                                   339           133            206
Reclassification adjustment for
  gains on securities available
  for sale included in net income                   (99)          (40)           (59)
                                                  -----          ----          -----
Net unrealized gains arising
  during the year                                   240            93            147
                                                  -----          ----          -----
Other comprehensive income                        $ 241          $ 93          $ 148
                                                  =====          ====          =====

1998:
Translation adjustments                           $  (6)         $ (2)         $  (4)
                                                  -----          ----          -----
Unrealized gains on securities
  available for sale arising
  during the year                                   172            68            104
Reclassification adjustment for
  gains on securities available
  for sale included in net income                  (169)          (68)          (101)
                                                  -----          ----          -----
Net unrealized gains arising
  during the year                                     3            --              3
                                                  -----          ----          -----
Other comprehensive income                        $  (3)         $ (2)         $  (1)
                                                  =====          ====          =====

------------------------------------------------------------------------------------

   The following table presents cumulative other comprehensive income balances:

----------------------------------------------------------------------------------------------

(in millions)                        Translation             Unrealized             Cumulative
                                     adjustments         gains (losses)                  other
                                                          on securities          comprehensive
                                                                                        income
Balance, December 31, 1995                 $ (10)                 $ 353                  $ 343
                                           -----                  -----                  -----
  Net change                                  (1)                   (26)                   (27)
                                           -----                  -----                  -----
Balance, December 31, 1996                   (11)                   327                    316
                                           -----                  -----                  -----
  Net change                                   1                    147                    148
                                           -----                  -----                  -----
Balance, December 31, 1997                   (10)                   474                    464
                                           -----                  -----                  -----
  Net change                                  (4)                     3                     (1)
                                           -----                  -----                  -----
BALANCE, DECEMBER 31, 1998                 $ (14)                 $ 477                  $ 463
                                           =====                  =====                  =====

----------------------------------------------------------------------------------------------

NOTE 17 OPERATING SEGMENTS


----------------------------------------------------------------------------------------------------------------------------------


(income/expense in millions,                      Community      Wholesale     Mortgage      Norwest  Reconciliation  Consolidated
average balances in billions)                       Banking        Banking      Banking    Financial      column (7)       Company
1998
Net interest income (1)                              $6,192         $1,344       $  254       $1,303          $ (103)      $ 8,990
Provision for loan losses (2)                           653            148            4          752             (12)        1,545
Noninterest income (3)                                4,186            892        1,078          303             (32)        6,427
Noninterest expense (3)                               7,109            787          986          878             819        10,579
                                                     ------         ------       ------       ------          ------       -------
Income (loss) before income tax expense (benefit)     2,616          1,301          342          (24)           (942)        3,293
Income tax expense (benefit) (4)                        972            521          125          ( 5)           (270)        1,343
                                                     ------         ------       ------       ------          ------       -------
Net income (loss)                                    $1,644         $  780       $  217       $  (19)         $ (672)      $ 1,950
                                                     ======         ======       ======       ======          ======       =======

1997
Net interest income (1)                              $6,313         $1,343       $   69       $1,167          $ (244)      $ 8,648
Provision for loan losses (2)                           752            156           18          332            (118)        1,140
Noninterest income (3)                                3,579            877          961          303             (45)        5,675
Noninterest expense (3)                               5,750            731          774          758             977         8,990
                                                     ------         ------       ------       ------          ------       -------
Income (loss) before income tax expense (benefit)     3,390          1,333          238          380          (1,148)        4,193
Income tax expense (benefit) (4)                      1,309            541           87          138            (381)        1,694
                                                     ------         ------       ------       ------          ------       -------
Net income (loss)                                    $2,081         $  792       $  151       $  242          $ (767)      $ 2,499
                                                     ======         ======       ======       ======          ======       =======

1996
Net interest income (1)                              $5,655         $1,307       $   98       $1,067          $   95       $ 8,222
Provision for loan losses (2)                           652            141            1          247            (541)          500
Noninterest income (3)                                2,867            713          874          280              35         4,769
Noninterest expense (3)                               5,451            650          778          692           1,153         8,724
                                                     ------         ------       ------       ------          ------       -------
Income (loss) before income tax expense (benefit)     2,419          1,229          193          408            (482)        3,767
Income tax expense (benefit) (4)                        952            499           68          143            (123)        1,539
                                                     ------         ------       ------       ------          ------       -------
Net income (loss)                                    $1,467         $  730       $  125       $  265          $ (359)      $ 2,228
                                                     ======         ======       ======       ======          ======       =======

1998
Average loans                                        $   64         $   32       $    1       $    9          $   --       $   106
Average assets                                           97             39           23           11              18           188
Average core deposits                                   110              9            5           --              --           124
Return on equity (5)                                     24%            23%          16%          --%             --%           10%
Risk-adjusted efficiency ratio (6)                       69%            35%          74%          55%             --%           --%

1997
Average loans                                        $   65         $   30       $    1       $    8          $   --       $   104
Average assets                                          100             37           13            9              23           182
Average core deposits                                   107             10            3           --              --           120
Return on equity (5)                                     22%            25%          18%          20%             --%           13%
Risk-adjusted efficiency ratio (6)                       58%            33%          75%          52%             --%           --%
----------------------------------------------------------------------------------------------------------------------------------

(1) Net interest income is the primary source of income for most of the operating segments. Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Operating segments are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate. (Mortgage Banking's net interest income comprises interest revenue of $1,023 million, $549 million and $567 million for 1998, 1997 and 1996, respectively, and interest expense of $769 million, $480 million and $469 million for 1998, 1997 and 1996, respectively.)

(2) The provision allocated to the operating segments is based on actual provisions and adjusted in certain lines of business for management's current assessment of what would have been a normalized net charge-off ratio for these businesses. In any particular year, the actual net charge-offs can be higher or lower than the normalized provision allocated to those operating segments that were adjusted. The difference between the normalized provision and the Company provision for these lines of business are included in the reconciling column.

(3) Community Banking's charges to the product groups are shown as noninterest income (intersegment revenues) to the physical distribution channels and noninterest expense (intersegment expenditures) to the other operating segments. They amounted to $35 million in 1998 and 1997, and none in 1996. These charges are eliminated in the reconciliation column in arriving at the Consolidated Company totals for noninterest income and expense. All other noninterest revenues and expenses are derived from external sources.

(4) Businesses are taxed at the Company's marginal (statutory) tax rate, adjusted for any nondeductible expenses. The differences between the marginal and effective tax rate are in the reconciliation column.

(5) Equity is allocated to the operating segments based on an assessment of the inherent risk associated with each business so that the returns on allocated equity are on a risk-adjusted basis and comparable across operating segments.

(6) The risk-adjusted efficiency ratio is defined as noninterest expense plus the cost of capital divided by revenues (net interest income and noninterest income) less normalized loan losses.

(7) The material items in the reconciliation column related to the revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities, eliminations and unallocated items. Revenue includes Treasury activities of $125 million, $87 million and $185 million; eliminations of $(101) million, $(127) million and $(2) million; and unallocated items of $(159) million, $(249) million, and $(53) million for 1998, 1997 and 1996, respectively. Net income includes Treasury activities of $64 million, $46 million and $107 million; eliminations of $(39) million, $(54) million and $(27) million; and unallocated items of $(697) million, $(759) million and $(439) million for 1998, 1997 and 1996, respectively. The material items in the reconciliation column related to noninterest expense include goodwill and nonqualifying CDI amortization of $549 million, $566 million and $484 million for 1998, 1997 and 1996, respectively. The material items in the reconciliation column related to average assets include investment securities in Treasury of $10 billion and $14 billion and goodwill and nonqualifying CDI of $8 billion and $9 billion for 1998 and 1997, respectively.

   The Company has identified four distinct lines of business for the purposes of management reporting: Community Banking, Wholesale Banking, Mortgage Banking and Norwest Financial. The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and somewhat subjective. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be restated to allow comparability. Internal expense allocations are independently negotiated between operating segments and, where possible, service and price is measured against comparable services available in the external marketplace.

   THE COMMUNITY BANKING GROUP offers a complete line of diversified financial products and services for consumers and small businesses including retail and trust services. These services include retail and business banking services, consumer checking, lines of credit and direct installment loans and residential mortgage products. Community Banking offers a full array of consumer loan products, including credit cards, transportation (auto, recreational vehicle, marine) financing, home equity lines and loans, lines of credit and installment loans. Community Banking, through affiliates, also offers insurance, securities brokerage, and investment banking services. Community Banking offers consumer and business deposit products, which include checking and savings deposits. Community Banking provides access to customers through a wide range of channels. The Group encompasses a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Community Banking serves consumers and small business customers through its 24-hour telephone centers, the Telephone Banking Centers and the National Business Banking Center. Online banking services include Wells Fargo's Online Financial Services, the Company's personal computer banking service, and Business Gateway, a personal computer banking service exclusively for the small business customer.

   A full range of credit products and financial services are offered to small businesses and their owners. These include lines of credit, receivables and inventory financing, equipment loans and leases, real estate financing, SBA financing, cash management, deposit and investment accounts, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Community Banking customers are individual consumers and small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker.

   Community Banking distributes credit products in all 50 states and Canada through national direct marketing and 140 commercial loan specialists in small business lending offices in 22 markets in the western United States. Community Banking jointly owns a merchant card processing alliance with First Data Corp. which acquires customers through a 150-person sales force.

   The Community Banking Group is also responsible for the sales and management of savings and investment products, investment management and fiduciary and brokerage services to institutions, retail customers and high net worth individuals. This includes the Stagecoach and Advantage family of mutual funds as well as personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts (IRAs) and time deposits. Within this Group, Private Client Services operates as a fully integrated financial services organization focusing on banking/credit, trust services, investment management and full-service and discount brokerage.

   THE WHOLESALE BANKING GROUP serves businesses with annual sales in excess of $5 million and maintains relationships with major corporations throughout the United States. The Wholesale Banking Group provides a complete line of commercial and corporate banking services. These include traditional commercial loans and lines, letters of credit, international trade facilities, foreign exchange services, cash management and electronic products. It includes the majority ownership interest in the Wells Fargo HSBC Trade Bank which provides trade and Eximbank (a public corporation offering export finance support programs for American-made products) financing, letters of credit and collection services. The Group also supports the commercial real estate market with products and services such as equipment leasing, construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets Group. Its business includes senior loan financing, mezzanine financing, financing for leveraged transactions, purchasing distressed real estate loans and high yield debt, origination of permanent loans for securitization, loan syndications and commercial real estate loan servicing.

   THE MORTGAGE BANKING GROUP is comprised of Norwest Mortgage Banking. The group's activities include the origination and purchase of residential mortgage loans for sale to various investors as well as providing servicing of mortgage loans for others.

   NORWEST FINANCIAL includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States, Canada, the Caribbean and Latin America. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Credit cards are issued to its consumer finance customers through two credit card banks. Norwest Financial also provides accounts receivable, lease, and other commercial financing and provides information services to the consumer finance industry.

   THE RECONCILIATION COLUMN includes the Company's investment securities portfolio, goodwill and the nonqualifying core deposit intangible, the difference between the normalized provision for the line groups and the Company provision for loan losses, the net impact of transfer pricing loan and deposit balances, the cost of external debt, the elimination of intergroup noninterest income and expense, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the enterprise level.


NOTE 18 MORTGAGE BANKING ACTIVITIES

Mortgage banking activities include Norwest Mortgage Banking and certain mortgage banking activities in other operating segments. The following table presents the components of mortgage banking noninterest income:

------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                                   ---------------------------
                                                     1998      1997       1996
Origination and other closing fees                 $  530      $314       $305
Servicing fees, net of amortization                    19       324        318
Net gains (losses) on sales
  of servicing rights                                  16        (8)        57
Net gains on sales
  of mortgages                                        296       120         13
Other                                                 245       177        151
                                                   ------      ----       ----
  Total mortgage banking
    noninterest income                             $1,106      $927       $844
                                                   ======      ====       ====

------------------------------------------------------------------------------

   Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The outstanding balances of serviced loans were $245 billion, $230 billion and $202 billion at December 31, 1998, 1997 and 1996, respectively.

   The following table summarizes the changes in capitalized mortgage loan servicing rights:

----------------------------------------------------------------------------

(in millions)                                         Year ended December 31,
                                                   -------------------------
                                                     1998     1997      1996
Balance, beginning of year                         $3,112   $2,957    $1,443
  Originations                                        756      361       361
  Purchases                                           720      462     1,624
  Sales                                              (346)     (34)      (72)
  Amortization                                       (816)    (513)     (364)
  Other                                              (282)    (121)      (35)
                                                   ------   ------    ------
                                                    3,144    3,112     2,957
  Less valuation allowance                             64       64        65
                                                   ------   ------    ------

Balance, end of year                               $3,080   $3,048    $2,892
                                                   ======   ======    ======

----------------------------------------------------------------------------

   The fair value of capitalized mortgage servicing rights included in the consolidated balance sheet at December 31, 1998 was approximately $3.3 billion, calculated using discount rates ranging from 500 to 700 basis points over the ten-year U.S. Treasury rate.

   The following table summarizes the changes in the valuation allowance for capitalized mortgage servicing rights:

------------------------------------------------------------------------------

(in millions)                                          Year ended  December 31,
                                                      ------------------------
                                                      1998      1997      1996

Balance, beginning of year                             $64       $65       $64
Provision for (reversal of)
  capitalized mortgage servicing
  rights in excess of fair value                        --        (1)        1
                                                       ---       ---       ---
Balance, end of year                                   $64       $64       $65
                                                       ===       ===       ===

------------------------------------------------------------------------------

NOTE 19 PARENT COMPANY

   Condensed financial information of the Parent follows. For information regarding the Parent's long-term debt, see Note 9.


CONDENSED STATEMENT OF INCOME
-----------------------------------------------------------------------------------------------------------

(in millions)                                                                        Year ended December 31,
                                                        ---------------------------------------------------
                                                          1998                   1997                  1996
INCOME
Dividends from subsidiaries:
  Bank                                                  $1,354                 $1,282                $1,292
  Nonbank                                                  403                    343                   713
Interest income from subsidiaries                          459                    388                   431
Service fees from subsidiaries                             127                    118                   113
Noninterest income                                          21                    152                   158
                                                        ------                 ------                ------
    Total income                                         2,364                  2,283                 2,707
                                                        ------                 ------                ------

EXPENSE
Interest on:
  Short-term borrowings                                    275                    153                   165
  Long-term debt                                           341                    364                   377
Noninterest expense                                        379                    177                    96
                                                        ------                 ------                ------
    Total expense                                          995                    694                   638
                                                        ------                 ------                ------
Income before income tax benefit
  and undistributed income of subsidiaries               1,369                  1,589                 2,069
Income tax benefit (expense)                               105                     16                   (32)
Equity in undistributed income of subsidiaries             476                    894                   191
                                                        ------                 ------                ------

NET INCOME                                              $1,950                 $2,499                $2,228
                                                        ======                 ======                ======

-----------------------------------------------------------------------------------------------------------



CONDENSED BALANCE SHEET
-----------------------------------------------------------------------------------------------------------

(in millions)                                                                                   December 31,
                                                                              -----------------------------
                                                                                 1998                  1997
ASSETS
Cash and due from:
  Subsidiary banks                                                            $   678               $   548
  Non-affiliates                                                                    5                     2
Securities available for sale                                                   1,541                 1,191
Advances to nonbank subsidiaries                                                6,800                 5,590
Loans and advances to subsidiaries:
  Bank                                                                             10                    10
  Nonbank                                                                       2,631                 1,562
Investment in subsidiaries (1):
  Bank                                                                         19,642                18,045
  Nonbank                                                                       1,862                 2,009
Other assets                                                                    1,603                 1,235
                                                                              -------               -------
    Total assets                                                              $34,772               $30,192
                                                                              =======               =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                         $ 5,418               $ 3,574
Other liabilities                                                               1,279                   658
Long-term debt                                                                  6,010                 5,805
Indebtedness to subsidiaries                                                    1,296                   367
Stockholders' equity                                                           20,769                19,788
                                                                              -------               -------
    Total liabilities and stockholders' equity                                $34,772               $30,192
                                                                              =======               =======

-----------------------------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 104% and 101% at December 31, 1998 and 1997, respectively.


CONDENSED STATEMENT OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------

(in millions)                                                                            Year ended December 31,
                                                            ---------------------------------------------------
                                                              1998                   1997                  1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $ 1,950                 $2,499               $ 2,228
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed income of subsidiaries          (476)                  (894)                 (191)
      Depreciation and amortization                             10                     19                    21
      Securities available for sale (gains) losses              (3)                    (6)                   (5)
      Release of preferred shares to ESOP                       33                     34                    38
      Other assets, net                                       (401)                  (798)                 (103)
      Accrued expenses and other liabilities                   618                    304                   (65)
                                                           -------                 ------               -------

Net cash provided by operating activities                    1,731                  1,158                 1,923
                                                           -------                 ------               -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities available for sale:
    Proceeds from sales                                        185                    164                    62
    Proceeds from prepayments and maturities                   665                    299                    70
    Purchases                                               (1,273)                  (326)                 (349)
  Advances to non-bank subsidiaries                         (1,210)                  (140)                 (901)
  Principal collected on notes/loans of subsidiaries            89                     46                   841
  Capital notes and term loans made to subsidiaries         (1,158)                  (113)                 (165)
  Net increase in investment in subsidiaries                  (295)                  (384)                 (852)
                                                           -------                 ------               -------
Net cash used by investing activities                       (2,997)                  (454)               (1,294)
                                                           -------                 ------               -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in short-term borrowings
    and indebtedness to subsidiaries                         2,773                  1,709                    (6)
  Proceeds from issuance of long-term debt                     500                    403                  1,803
  Repayment of long-term debt                                (295)                   (981)               (1,260)
  Proceeds from issuance of common stock                       171                    150                    83
  Issuance of stock warrants to subsidiaries                    --                     --                     2
  Repurchases of preferred stock                                --                     --                  (113)
  Repurchases of common stock                                 (742)                  (483)                 (402)
  Net decrease in ESOP loans                                     9                      1                     4
  Payment of cash dividends                                 (1,017)                  (968)                 (900)
                                                           -------                 ------               -------

Net cash provided (used) by financing activities             1,399                   (169)                 (789)
                                                           -------                 ------               -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS                      133                    535                  (160)
Cash and cash equivalents at beginning of year                 550                     15                   175
                                                           -------                 ------               -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $   683                 $  550               $    15
                                                           =======                 ======               =======

---------------------------------------------------------------------------------------------------------------

NOTE 20 WFC HOLDINGS CORPORATION

   WFC Holdings is a wholly owned subsidiary of the Parent and the survivor of the Merger with the former Wells Fargo. WFC Holdings is the sole stockholder of Wells Fargo Bank, N.A. The Parent guarantees the debt obligations of WFC Holdings. In view of this, the summarized assets, liabilities and results of operations of WFC Holdings are presented below:



SUMMARIZED CONSOLIDATED INCOME STATEMENT
----------------------------------------------------------------------------------------------------------------

(in millions)                                                                             Year ended December 31,
                                               -----------------------------------------------------------------
                                                 1998                          1997                         1996
Interest income                                $6,654                        $6,904                       $6,523
Interest expense                                2,107                         2,290                        2,002
Provision for loan losses                         670                           615                          105
Noninterest income                              2,911                         2,712                        2,203
Noninterest expense                             4,818                         4,547                        4,633
                                               ------                         -----                        -----
Income before income tax expense                1,970                         2,164                        1,986
Income tax expense                                938                         1,002                          911
                                               ------                         -----                        -----
Net income                                     $1,032                        $1,162                       $1,075
                                               ======                        ======                       ======

----------------------------------------------------------------------------------------------------------------



SUMMARIZED CONSOLIDATED BALANCE SHEET
----------------------------------------------------------------------------------------------------------------

(in millions)                                                                                        December 31,
                                                                               ---------------------------------
                                                                                  1998                      1997
ASSETS
Cash and due from banks                                                        $ 7,513                   $ 8,169
Securities available for sale                                                    9,737                     9,888
Loans, net                                                                      63,721                    63,906
Other assets                                                                    17,185                    15,541
                                                                               -------                   -------
Total assets                                                                   $98,156                   $97,504
                                                                               =======                   =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings                                                          $ 1,473                    $3,825
Long-term debt                                                                   3,729                     4,568
Other liabilities                                                               78,341                    74,990
Guaranteed preferred beneficial interest
  in Company's subordinated debentures                                             785                     1,299
Stockholder's equity                                                            13,828                    12,822
                                                                               -------                   -------
Total liabilities and stockholder's equity                                     $98,156                   $97,504
                                                                               =======                   =======

----------------------------------------------------------------------------------------------------------------



NOTE 21 LEGAL ACTIONS

   In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management believes that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company; the Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

NOTE 22 RISK-BASED CAPITAL

   The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

   Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by the Parent, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital).

   Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%, 20%, 50% and 100%) is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 23 for further discussion of off-balance sheet items.) The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Management believes that, as of December 31, 1998, the Company and each of the significant subsidiary banks met all capital adequacy requirements to which they are subject.

   Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the OCC categorized each of the significant subsidiary banks as well capitalized. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the significant subsidiary banks.


----------------------------------------------------------------------------------------------------------------------------

(in billions)                                                                                                     To be well
                                                                                                           capitalized under
                                                                                                                  the FDICIA
                                                                                   For capital             prompt corrective
                                                            Actual           adequacy purposes             action provisions
                                              --------------------      ----------------------        ----------------------
                                                Amount       Ratio        Amount         Ratio          Amount         Ratio
As of December 31, 1998:
  Total capital (to risk-weighted assets)
      Wells Fargo & Company                      $16.7       10.90%       >$12.3         >8.00%
                                                                          -              -
      Norwest Bank Minnesota, N.A.                 2.1       10.02        >  1.7         >8.00           >$2.1        >10.00%
                                                                          -              -               -            -
      Wells Fargo Bank, N.A.                       7.9       11.21        >  5.6         >8.00           > 7.0        >10.00
                                                                          -              -               -            -

  Tier 1 capital (to risk-weighted assets)

      Wells Fargo & Company                      $12.4        8.08%       >$ 6.1         >4.00%
                                                                          -              -
      Norwest Bank Minnesota, N.A.                 1.8        8.51        >   .8         >4.00           >$1.3         >6.00%
                                                                          -              -               -             -
      Wells Fargo Bank, N.A.                       5.0        7.18        >  2.8         >4.00           > 4.2         >6.00
                                                                          -              -               -             -

  Tier 1 capital (to average assets)
    (Leverage ratio)

      Wells Fargo & Company                      $12.4        6.58%       >$ 7.5         >4.00%(1)
                                                                          -              -
      Norwest Bank Minnesota, N.A.                 1.8        6.25        >  1.1         >4.00 (1)       >$1.4         >5.00%
                                                                          -              -               -             -
      Wells Fargo Bank, N.A.                       5.0        6.39        >  3.2         >4.00 (1)       > 3.9         >5.00
                                                                          -              -               -             -

----------------------------------------------------------------------------------------------------------------------------

(1) The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

NOTE 23 DERIVATIVE FINANCIAL INSTRUMENTS

   The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps, options and interest rate swap agreements. The contract or notional amount of a derivative is used to determine, along with the other terms of the derivative, the amounts to be exchanged between the counterparties. It does not in itself represent amounts exchanged by the parties and therefore is not a measure of exposure through the use of derivatives nor of exposure to liquidity risk. The Company is primarily an end-user of these instruments. The Company also offers contracts to its customers but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets.

   The Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. The Company controls the credit risk of its financial contracts except for contracts for which credit risk is de minimus through credit approvals, limits and monitoring procedures. Credit risk related to derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses. As the Company generally enters into transactions only with high quality counterparties, losses associated with counterparty nonperformance on derivative financial instruments have been immaterial. Further, the Company obtains collateral where appropriate and uses master netting arrangements in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements.

   The following table summarizes the aggregate notional or contractual amounts, credit risk amount and net fair value for the Company's derivative financial instruments at December 31, 1998 and 1997.


---------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                   December 31,
                                      -------------------------------------------------------------------------------------
                                                                           1998                                        1997
                                      -----------------------------------------     ---------------------------------------
                                      NOTIONAL OR         CREDIT      ESTIMATED     Notional or         Credit    Estimated
                                      CONTRACTUAL           RISK           FAIR     contractual           risk         fair
                                           AMOUNT     AMOUNT (3)          VALUE          amount     amount (3)        value
ASSET/LIABILITY MANAGEMENT

  HEDGES
Interest rate contracts:

    Swaps (1)                             $24,429           $735           $686         $24,052           $424         $364
    Futures                                62,348             --             --          10,949             --           --
    Floors and caps (1)                    33,598            504            504          35,344            350          350
    Options (2)                            25,822            112            101          11,168             12           41
    Forwards (1)                           41,283             11            (58)         27,507              6          (29)

Foreign exchange contracts:
    Forward contracts (1)                     168             --             (1)            548              1           (5)

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
    Swaps (1)                               7,795             81             10           4,297             17            3
    Futures                                 8,440             --             --           2,404             --           --
    Floors and caps purchased (1)           5,619             42             42           4,448             22           22
    Floors and caps written                 5,717             --            (42)          4,567             --          (24)
    Options purchased (1)                      --             --             --              77             --           --
    Options written                            --             --             --              27             --           --
    Forwards (1)                              850             24              4              59              2            2

Commodity contracts:
    Swaps (1)                                  78              4             --              10              1           --
    Floors and caps purchased (1)               4             --             --               7             --           --
    Floors and caps written                     4             --             --              10             --           --

Foreign exchange contracts:
    Forwards and spots (1)                  3,524             37              2           2,966             50            4
    Options purchased (1)                      44              2              2             116             --           --
    Options written                            43             --             (2)            114             --           --

---------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these or the underlying financial instruments.

(2) At December 31, 1997 the options contracts were substantially options on futures contracts which are exchange traded for which the exchange assumes the counterparty risk.
(3) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

   Interest rate futures and forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. These contracts may be settled either in cash or by delivery of the underlying financial instrument. Futures contracts are standardized and are traded on exchanges. Gains and losses on futures contracts are settled daily with the exchange based on a notional principal value. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury notes to shorten the interest rate maturity of deposits ($5 billion at December 31, 1998) and to reduce the price risk of interest-sensitive assets ($57 billion at December 31, 1998), primarily mortgage servicing rights. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral.

   Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate, the strike rate, applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The primary risk associated with purchased floors and caps is the ability of the counterparties to meet the terms of the contract. Of the total purchased floors and caps for asset/liability management of $34 billion at December 31, 1998, the Company had $14 billion of floors to protect variable-rate loans from a drop in interest rates. The Company also uses purchased floors and caps of $17 billion at December 31, 1998 to hedge mortgage servicing rights. Cash flows from the floors and caps offset lost future servicing revenue caused by increased levels of loan prepayments associated with lower interest rates. The remaining purchased floors and caps of $3 billion at December 31, 1998 were used to hedge interest rate risk of various other specific assets and liabilities.

   Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1998, the Company had $24 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (e.g., three-month LIBOR). Included in this amount, $14 billion was used to convert floating-rate loans into fixed-rate assets. The remaining swap contracts used for interest rate risk management of $10 billion at December 31, 1998 were used to hedge interest rate risk of various other specific assets and liabilities.

   Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell the underlying financial instrument at a set price during a period or at a specified date in the future. The writer of the option is obligated to purchase or sell the underlying financial instrument, if the purchaser chooses to exercise the option. The writer of the option receives a premium when the option is entered into and bears the risk of an unfavorable change in the price of the underlying financial instrument. Of the total options for asset/liability management of $26 billion at December 31, 1998, the Company had $12 billion of options on futures contracts hedging mortgage servicing rights. The futures exchange assumes the risk that a counterparty will not pay. Market risks arise from movements in interest rates and/or security values. The remaining options used for interest rate risk management of $14 billion at December 31, 1998 were used to hedge interest rate risk of various other specific assets.

   The Company has entered into futures contracts and mandatory and standby forward contracts, including options on futures and forward contracts, to reduce interest rate risk on certain mortgage loans held for sale and other commitments. For forward contracts, the primary risk is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. The net unrealized loss on these futures and forward contracts at December 31, 1998 and 1997 was $12 million and $29 million, respectively. These contracts mature within 180 days.

NOTE 24 FAIR VALUE OF FINANCIAL INSTRUMENTS

   FAS 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of this Statement and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table are recorded in the Consolidated Balance Sheet under the indicated captions, except for the derivative financial instruments, which are recorded in the specific asset or liability balance being hedged or in other assets if the derivative financial instrument is a customer accommodation.

   Fair values are based on estimates or calculations using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

   The following table presents a summary of the Company's financial instruments, as defined by FAS 107:

---------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                   December 31,
                                                                -----------------------------------------------------------
                                                                                      1998                             1997
                                                                --------------------------          -----------------------
                                                                 CARRYING        ESTIMATED          Carrying      Estimated
                                                                   AMOUNT       FAIR VALUE            amount     fair value
FINANCIAL ASSETS
Mortgages held for sale                                          $ 19,770         $ 20,015          $  9,706       $  9,821
Loans, net (1)                                                    104,714          105,253           103,091        105,110
Nonmarketable equity investments                                    2,392            2,719             1,860          2,101

FINANCIAL LIABILITIES
Deposits                                                         $136,788         $136,719          $127,656       $127,695
Long-term debt (2)                                                 19,673           19,948            17,260         17,293
Guaranteed preferred beneficial interests in
  Company's subordinated debentures                                   785              874             1,299          1,339

DERIVATIVE FINANCIAL INSTRUMENTS (3)
Interest rate contracts:
  Floors and caps purchased                                      $    189         $    546          $    240       $    372
  Floors and caps written                                             (42)             (42)              (24)           (24)
  Options purchased                                                   154              161                34             64
  Options written                                                     (62)             (60)              (23)           (23)
  Swaps                                                               (24)             696                 1            367
  Forwards                                                            (54)             (54)              (29)           (27)
Foreign exchange contracts                                              1                1                 5             (1)

---------------------------------------------------------------------------------------------------------------------------

(1) Loans are net of deferred fees on loan commitments and standby letters of credit of $146 million and $158 million at December 31, 1998 and 1997, respectively.

(2) The carrying amount and fair value exclude obligations under capital leases of $36 million and $75 million at December 31, 1998 and 1997, respectively.

(3) The carrying amounts include unamortized fees paid or received, deferred gains or losses and gains or losses on derivative financial instruments receiving mark-to-market treatment.

FINANCIAL ASSETS

SHORT-TERM FINANCIAL ASSETS

   Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.


SECURITIES AVAILABLE FOR SALE

   Securities available for sale at December 31, 1998 and 1997 are set forth in
Note 4.


LOANS

   The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate.

   The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity.

   For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics.

   For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

   For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics.

   For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits.

   Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $71,467 million, $3,332 million and $691 million, respectively, at December 31, 1998, and $66,511 million, $3,716 million and $751 million, respectively, at December 31, 1997. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1998, 60% mature within one year.


NONMARKETABLE EQUITY INVESTMENTS

   There are restrictions on the sale and/or liquidation of the Company's nonmarketable equity investments, which are generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.

FINANCIAL LIABILITIES

DEPOSIT LIABILITIES

   FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1998 and 1997. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.


SHORT-TERM FINANCIAL LIABILITIES

   Short-term financial liabilities include federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.


LONG-TERM DEBT

The fair value of the Company's underwritten long-term debt is estimated based on the quoted market prices of the instruments. The fair value of the medium-term note programs, which are part of long-term debt, is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for new notes with similar remaining maturities.


GUARANTEED PREFERRED BENEFICIAL INTERESTS
IN COMPANY'S SUBORDINATED  DEBENTURES

   The fair value of the Company's trust preferred securities is estimated based on the quoted market prices of the instruments.


DERIVATIVE FINANCIAL INSTRUMENTS

   The fair value of derivative financial instruments is based on the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date (i.e., mark-to-market value). Dealer quotes are available for substantially all of the Company's derivative financial instruments.


LIMITATIONS

   These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1998 and 1997. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

   As discussed above, certain of the Company's asset and liability financial instruments are short-term, and therefore, the carrying amounts in the consolidated balance sheets approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been estimated, include premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
of Wells Fargo & Company:


   We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.




KPMG LLP
Certified Public Accountants
San Francisco, California
January 19, 1999



INDEX OF SPECIAL TOPICS

        40   Average balances, yields and rates
        52   Balance sheet
        66   Charge-offs
    35, 50   Common stock book value and market price
    48, 91   Derivative financial instruments
    34, 82   Earnings per share
    35, 44   Earnings/ratios excluding goodwill and nonqualifying CDI
             Financial Accounting Standards Board statements:
    35, 83     FAS 130 -- Reporting Comprehensive Income
        36     FAS 131 -- Disclosures about Segments of an Enterprise and
                          Related Information
        36     FAS 132 -- Employers' Disclosures about Pension and Other
                          Postretirement Benefits
        36     FAS 133 -- Accounting for Derivative Instruments and Hedging
                          Activities
        36     FAS 134 -- Accounting for Mortgage-Backed Securities Retained
                          after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise
        36   Five-year compound growth rate
        51   Income statement
             Loans:
        40     Average balances
    45, 64     Commitments
        64     Mix at year end
        47   Market risks
    37, 61   Merger of Norwest and Wells Fargo
    38, 40   Net interest margin
        55   Notes to financial statements:
        55     Summary of significant accounting policies
        60     Business combinations
        62     Cash, loan and dividend restrictions
        63     Securities available for sale
        64     Loans and allowance for loan losses
        67     Premises, equipment, lease commitments and other assets
        68     Deposits
        68     Short-term borrowings
        69     Long-term debt
        70     Guaranteed preferred beneficial interests in
                  Company's subordinated debentures
        72     Preferred stock
        74     Common stock and stock plans
        79     Employee benefits and other expenses
        80     Income taxes
        82     Earnings per common share
        83     Comprehensive income
        84     Operating segments
        86     Mortgage banking activities
        87     Parent company
        89     WFC Holdings Corporation
        89     Legal actions
        90     Risk-based capital
        91     Derivative financial instruments
        93     Fair value of financial instruments
    37, 84   Operating Segments
             Ratios:
        35     Profitability (ROA and ROE)
        35     Efficiency
        35     Common stockholders' equity to assets
    35, 90     Risk-based capital and leverage
        36   Six-year summary of selected financial data
        42   Year 2000 (Y2K)