Form 10-K, Exhibit 13
period 1999-12-31
WELLS FARGO & CO/MN
filed 2000-03-17
CIK 72971

                                TABLE OF CONTENTS


FINANCIAL REVIEW

         Overview..............................................................................................34
         Factors that May Affect Future Results................................................................35
         Operating Segment Results.............................................................................38
         Earnings Performance..................................................................................39
            Net Interest Income................................................................................39
            Noninterest Income.................................................................................39
            Noninterest Expense................................................................................42
            Earnings/Ratios Excluding Goodwill and Nonqualifying Core Deposit Intangible.......................43
         Balance Sheet Analysis................................................................................44
            Securities Available for Sale......................................................................44
              (table on page 63)
            Loan Portfolio.....................................................................................45
              (table on page 64)
            Nonaccrual and Restructured Loans and Other Assets.................................................45
            Allowance for Loan Losses..........................................................................47
              (table on page 66)
            Deposits...........................................................................................47
            Market Risk........................................................................................48
            Derivative Financial Instruments...................................................................49
            Liquidity and Capital Management...................................................................49
         Comparison of 1998 to 1997............................................................................51
         Additional Information................................................................................51

FINANCIAL STATEMENTS

         Consolidated Statement of Income......................................................................52
         Consolidated Balance Sheet............................................................................53
         Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income....................54
         Consolidated Statement of Cash Flows..................................................................55
         Notes to Financial Statements.........................................................................56
          (index on page 100)
INDEPENDENT AUDITORS' REPORT...................................................................................97

QUARTERLY FINANCIAL DATA.......................................................................................98

INDEX.........................................................................................................100

                                   [PHOTO]

FINANCIAL REVIEW

OVERVIEW

Wells Fargo & Company is a $218 billion diversified financial services company providing banking, mortgage and consumer finance through about 5,300 stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. It ranks seventh in assets at December 31, 1999 among U.S. bank holding companies. In this Annual Report, Wells Fargo & Company together with its subsidiaries is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

On November 2, 1998, the merger involving Norwest Corporation and Wells Fargo & Company (the Merger) was completed. Norwest Corporation changed its name to "Wells Fargo & Company" and the former Wells Fargo & Company (the former Wells Fargo) became a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation as it was before the Merger is referred to as the former Norwest. The Merger was accounted for as a pooling of interests and, accordingly, the information included in the financial review presents the combined results as if the Merger had been in effect for all periods presented.

Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

Net income in 1999 was $3,747 million, compared with $1,950 million in 1998, an increase of 92%. Diluted earnings per common share were $2.23, compared with $1.17 in 1998, an increase of 91%.

Return on average assets (ROA) was 1.85% and return on average common equity
(ROE) was 17.66% in 1999, compared with 1.04% and 9.86%, respectively, in 1998.

Diluted earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" earnings) were $2.56 per share in 1999, compared with $1.50 per share in 1998. On the same basis, ROA was 2.22% and ROE was 34.08% in 1999, compared with 1.39% and 23.15%, respectively, in 1998.

Net interest income on a taxable-equivalent basis was $9,419 million in 1999, compared with $9,049 million a year ago. The Company's net interest margin was 5.66% for 1999, compared with 5.79% in 1998.

Noninterest income increased to $7,420 million in 1999 from $6,427 million in 1998, an increase of 15%. The increase was primarily due to higher net venture capital gains, partly offset by a loss on the sale of investment securities.

Noninterest expense totaled $9,782 million in 1999, compared with $10,579 million in 1998. The decrease was primarily due to fourth quarter 1998 Merger-related and other charges.

The provision for loan losses was $1,045 million in 1999, compared with $1,545 million in 1998. During 1999, net charge-offs were $1,049 million, or .94% of average total loans, compared with $1,617 million, or 1.52%, during 1998. The allowance for loan losses was $3,170 million, or 2.65% of total loans, at December 31, 1999, compared with $3,134 million, or 2.90%, at December 31, 1998.

At December 31, 1999, total nonaccrual and restructured loans were $669 million, or .6% of total loans, compared with $710 million, or .7%, at December 31, 1998. Foreclosed assets were $153 million at December 31, 1999, compared with $148 million at December 31, 1998.

The ratio of common stockholders' equity to total assets was 10.02% at both December 31, 1999 and 1998. The Company's total risk-based capital (RBC) ratio at December 31, 1999 was 10.50% and its Tier 1 RBC ratio was 8.07%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's RBC ratios at December 31, 1998 were 10.90% and 8.08%, respectively. The Company's leverage ratios were 6.77% and 6.58% at December 31, 1999 and 1998, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

RECENT ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (FAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In July 1999, the FASB issued Statement No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, that deferred the effective date of FAS 133 to no later than January 1, 2001 for the Company's financial statements. FAS 133 requires companies to record derivatives on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets or liabilities or cash flows from forecasted transactions. The Company does not expect to implement FAS 133 before January 1, 2001 and has not completed the complex analysis required to determine the impact on the financial statements.

Table 1

RATIOS AND PER COMMON SHARE DATA

----------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31,
                                                                           -------------------------------------
($ in millions, except per share amounts)                                     1999           1998           1997
----------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Net income to average total assets (ROA)                                      1.85%          1.04%          1.37%
Net income applicable to common stock
    to average common stockholders' equity (ROE)                             17.66           9.86          12.81
Net income to average stockholders' equity                                   17.45           9.81          12.67

EFFICIENCY RATIO (1)                                                          58.3%          68.5%          62.8%

NET INCOME AND RATIOS EXCLUDING
GOODWILL AND NONQUALIFYING CORE DEPOSIT
INTANGIBLE (CDI) AMORTIZATION AND BALANCES
("CASH") (2)
Net income applicable to common stock                                       $4,269         $2,465         $3,031
Earnings per common share                                                     2.59           1.52           1.85
Diluted earnings per common share                                             2.56           1.50           1.83

ROA                                                                           2.22%          1.39%          1.78%
ROE                                                                          34.08          23.15          30.49
Efficiency ratio                                                              54.6           64.3           57.8

CAPITAL RATIOS
At year end:
    Common stockholders' equity to assets                                    10.02%         10.02%         10.40%
    Stockholders' equity to assets                                           10.15          10.25          10.65
    Risk-based capital (3)
       Tier 1 capital                                                         8.07           8.08           8.16
       Total capital                                                         10.50          10.90          11.20
    Leverage (3)                                                              6.77           6.58           6.72
Average balances:
    Common stockholders' equity to assets                                    10.37          10.31          10.52
    Stockholders' equity to assets                                           10.60          10.56          10.82

PER COMMON SHARE DATA
Dividend payout (4)                                                             35%            59%            41%
Book value                                                                  $13.44         $12.35         $11.92
Market prices (5):
    High                                                                    $49.94         $43.88         $39.50
    Low                                                                      32.13          27.50          21.38
    Year end                                                                 40.44          39.94          38.75
----------------------------------------------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).
(2) Nonqualifying core deposit intangible (acquired after regulatory rule changes in 1992) amortization and average balance excluded from these calculations are, with the exception of the efficiency and ROA ratios, net of applicable taxes. The pretax amount for the average balance of nonqualifying CDI was $1,323 million for the year ended December 31, 1999. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $111 million and $820 million, respectively, for the year ended December 31, 1999. Goodwill amortization and average balance (which are not tax effected) were $447 million and $7,666 million, respectively, for the year ended December 31, 1999. See page 43 for additional information.
(3) See Note 22 to Financial Statements for additional information.
(4) Dividends declared per common share as a percentage of earnings per common share.
(5) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This document and other documents filed by the Company with the Securities and Exchange Commission (SEC) have forward-looking statements. In addition, the Company's senior management may make forward-looking statements orally to analysts, investors, the media and others. Those forward-looking statements might include one or more of the following:

- Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

- Descriptions of plans or objectives of management for future operations, products or services;

-    Forecasts of future economic performance; and

-    Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements give the Company's expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the Company's control--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate, Year 2000 and other risks, are described elsewhere in this report. Factors relating to the regulation and supervision of the Company are also described or incorporated in the Company's Annual Report on Form 10-K filed with the SEC. There are other factors besides those described or incorporated in this report or in the Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Table 2

SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------------
                                                                                                       % Change      Five-year
(in millions,                                                                                              1999/      compound
except per share amounts)               1999       1998       1997       1996       1995      1994         1998    growth rate
------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                 $  9,355   $  8,990   $  8,648   $  8,222   $  5,923  $  5,414            4%            12%
Provision for loan losses              1,045      1,545      1,140        500        312       365          (32)            23
Noninterest income                     7,420      6,427      5,675      4,769      3,179     2,813           15             21
Noninterest expense                    9,782     10,579      8,990      8,724      5,589     5,225           (8)            13
Net income                             3,747      1,950      2,499      2,228      1,988     1,642           92             18

Earnings per common share           $   2.26   $   1.18   $   1.50   $   1.38   $   1.66  $   1.40           92             10
Diluted earnings
   per common share                     2.23       1.17       1.48       1.36       1.62      1.36           91             10
Dividends declared
   per common share                     .785        .70       .615       .525        .45      .383           12             15

BALANCE SHEET
(at year end)
Securities available for sale       $ 38,518   $ 31,997   $ 27,872   $ 29,752   $ 24,163  $ 25,949           20%             8%
Loans                                119,464    107,994    106,311    105,760     70,780    66,575           11             12
Allowance for loan losses              3,170      3,134      3,062      3,059      2,711     2,872            1              2
Goodwill                               7,702      7,664      8,062      8,200      1,212       574           --             68
Assets                               218,102    202,475    185,685    188,633    122,200   112,674            8             14
Core deposits                        126,198    132,289    122,327    128,178     77,355    72,738           (5)            12
Long-term debt                        23,375     19,709     17,335     18,142     16,726    12,039           19             14
Guaranteed preferred beneficial
   interests in Company's
   subordinated debentures               785        785      1,299      1,150         --        --           --             --
Common stockholders' equity           21,860     20,296     19,315     19,262      8,448     6,628            8             27
Stockholders' equity                  22,131     20,759     19,778     20,051      9,239     7,629            7             24
------------------------------------------------------------------------------------------------------------------------------

BUSINESS AND ECONOMIC CONDITIONS. The Company's business and earnings are sensitive to general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy, in general, and the local economies in which the Company conducts business. Should any of these conditions worsen in the United States or abroad, the Company's business and earnings could be adversely affected. For example, an economic downturn or higher interest rates could decrease the demand for loans and other products and services offered by the Company and/or increase the number of customers and counterparties who become delinquent or who default on their loans or other obligations to the Company. An increase in the number of delinquencies or defaults would result in a higher level of charge-offs and a higher level of loan loss provision, which could adversely affect the Company's earnings. Higher interest rates would also increase the Company's cost to borrow funds and may increase the rate paid on deposits, which could more than offset, in the net interest margin, the increase in rates earned by the Company on new or floating rate loans or short-term investments. See "Market Risk" for more information on interest rate risk.

COMPETITION. The Company operates in a highly competitive environment both in terms of the products and services the Company offers and the geographic markets in which the Company conducts business. The Company expects this environment to become even more competitive in the future as a result of legislative, regulatory and technological changes and the continued trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks, such as automatic transfer and automatic payment systems. Also, investment banks and insurance companies are competing in an increasing number of traditional banking businesses such as syndicated lending and consumer banking. Many of the Company's competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

The financial services industry is likely to become even more competitive as technological advances enable more companies to provide financial services. The Company expects that the consolidation of the financial services industry will result in larger, better capitalized companies offering a wide array of financial services and products. Furthermore, recent legislative changes (see "Legislation" below) will increase competition in the financial services industry.

FISCAL AND MONETARY POLICIES. The Company's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. The Company is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board's policies directly and indirectly influence the rate of interest that commercial banks pay on their interest-bearing deposits and can also affect the value of financial instruments held by the Company. Those policies also determine to a significant extent the cost to the Company of funds for lending and investing. Changes in those policies are beyond the Company's control and hard to predict. Federal Reserve Board policies can also affect the Company's customers and counterparties, potentially increasing the risk that such customers and counterparties may become delinquent or default on their obligations to the Company.

DISINTERMEDIATION. "Disintermediation" is the process of eliminating the role of the mediator (or middleman) in completing a transaction. For the financial services industry, this means eliminating or significantly reducing the role of banks and other depository institutions in completing transactions that have traditionally involved banks at one end or both ends of the transaction. For example, technological advances now allow parties to pay bills and transfer funds directly without the involvement of banks. Important consequences of this disintermediation include the loss of customer deposits (and the income generated from those deposits) and decreases in transactions that generate fee income.

LEGISLATION. The Gramm-Leach-Bliley Act (the Act) permits, effective March 2000, affiliation among banks, securities firms and insurance companies by creating a new type of financial services company called a "financial holding company". Financial holding companies may offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Under the Act, securities firms and insurance companies that elect to become a financial holding company may acquire banks and other financial institutions. The Act significantly changes the competitive environment in which the Company conducts business.

MERGER INVOLVING THE FORMER NORWEST AND THE FORMER WELLS FARGO. One or more factors relating to the Merger could adversely impact the Company's business and earnings and in particular reduce the expected benefits of the Merger to the Company. These factors include the following:

- expected cost savings and/or potential revenue enhancements from the Merger might not be fully realized or realized within the expected time frame;

- deposit attrition (run-off), customer loss and/or revenue loss following the Merger might be greater than expected; and

- costs or difficulties related to the integration of the businesses of the two companies might be greater than expected.

OTHER MERGERS AND ACQUISITIONS. The Company expands its business in part by acquiring banks and other companies engaged in financial services. The Company continues to explore opportunities to acquire banking institutions and other companies. Discussions are continually being carried on related to such acquisitions. Generally, management of the Company does not comment on such discussions or possible acquisitions until a definitive agreement has been signed. A number of factors related to past and future acquisitions could adversely affect the Company's business and earnings, including those described above for the Norwest/Wells Fargo merger. In addition, the Company's acquisitions generally are subject to approval by federal and, in some cases, state regulatory agencies. The failure to receive required regulatory approvals within the time frame or on the conditions expected by management could also adversely affect the Company's business and earnings.

OPERATING SEGMENT RESULTS

COMMUNITY BANKING'S net income was $2,864 million in 1999, compared with $1,376 million in 1998, an increase of 108%. This increase resulted from Merger-related charges in 1998, as well as significant growth in noninterest income in 1999, reflecting increased fee-based revenue and venture capital gains. Growth in consumer checking accounts also contributed to the increase in noninterest income. Net interest income increased by $361 million, or 6%, compared with 1998. A significant portion of the increase was due to growth in business and construction loans to small businesses. The provision for loan losses decreased by $105 million from 1998. Noninterest expense decreased by $971 million from 1998, primarily due to the 1998 Merger-related charges, including irrevocable commitments to the Company's Foundation in connection with the Merger.

WHOLESALE BANKING'S net income was $850 million in 1999, compared with $780 million in 1998, an increase of 9%. Net interest income increased $84 million, or 6%, from 1998, due to growth in loan volumes. Commercial loan balances increased $2,185 million, or 7%, from 1998. Noninterest income increased by $157 million, or 15%, compared with 1998, predominantly due to increased institutional trust and investment fees, foreign exchange and other fees. Noninterest expense increased by $116 million, or 11%, from 1998, partially due to contract services and professional fee expenses from Merger-related integration activities.

NORWEST MORTGAGE earned $277 million in 1999, a 28% increase over the $217 million earned in 1998. Mortgage originations were $82 billion in 1999, compared with $109 billion in 1998. The percentage of originations attributed to mortgage loan refinancings was approximately 37% in 1999, compared with 52% in 1998. The servicing portfolio increased to $280 billion at December 31, 1999 from $245 billion at December 31, 1998. The weighted average coupon of loans in the servicing portfolio was 7.33% at December 31, 1999, compared with 7.42% a year earlier. Total capitalized mortgage servicing rights amounted to $4.5 billion, or 1.6%, of the servicing portfolio at December 31, 1999. Amortization of capitalized mortgage servicing rights was $683 million in 1999, compared with $786 million in 1998. Combined gains on sales of mortgages and servicing rights were $186 million in 1999, compared with $303 million in 1998.

NORWEST FINANCIAL reported net income of $247 million in 1999, compared with a $19 million net loss in 1998. Results in 1998 included a $351 million charge to the provision for loan losses that included losses at Island Finance reflecting a review of the loan portfolio and realignment of charge-off policies in other operating units. Net interest income increased by $11 million from 1998, due to growth in average loans, substantially offset by a decrease in the net interest margin.

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $9,419 million in 1999, compared with $9,049 million in 1998. The increase in net interest income for 1999 compared with 1998 was primarily due to an increase in earning assets.

Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1999, the net interest margin was 5.66%, compared with 5.79% in 1998. The decrease in the net interest margin for 1999 compared with 1998 was primarily due to higher balances of lower yielding investment securities and lower yields on consumer loans. During the fourth quarter of 1999, the Company restructured its debt securities available for sale portfolio by selling a portion of the portfolio and subsequently purchasing debt securities with comparatively higher yields. The Company expects that the positive effect on the net interest margin of that restructuring will begin to be realized in the first quarter of 2000.

Table 4 presents the individual components of net interest income and the net interest margin.

Interest income included hedging income of $169 million in 1999, compared with $93 million in 1998. Interest expense was offset by hedging income of $105 million in 1999, compared with an offset of $94 million in 1998.

NONINTEREST INCOME

Table 3 shows the major components of noninterest income.

Table 3

NONINTEREST INCOME

-------------------------------------------------------------------------------------------------------------------
                                                                                                           % Change
                                                                   Year ended December 31,        -----------------
                                                    -------------------------------------          1999/       1998/
(in millions)                                         1999           1998            1997          1998        1997
-------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                 $1,492         $1,357          $1,244            10%          9%
Trust and investment fees:
   Asset management and custody fees                   749            676             603            11          12
   Mutual fund and annuity sales fees                  415            300             273            38          10
   All other                                            92             92              78            --          18
                                                    ------         ------          ------
       Total trust and investment fees               1,256          1,068             954            18          12

Credit card fees                                       538            520             448             3          16
Other fees:
   Cash network fees                                   275            229             176            20          30
   Charges and fees on loans                           313            290             254             8          14
   All other                                           442            427             396             4           8
                                                    ------         ------          ------
       Total other fees                              1,030            946             826             9          15

Mortgage banking:
   Origination and other closing fees                  380            530             314           (28)         69
   Servicing fees, net of amortization                 410             19             324            --         (94)
   Net gains (losses) on sales
       of mortgage servicing rights                     --             16              (8)         (100)         --
   Net gains on sales of mortgages                     221            296             120           (25)        147
   All other                                           228            245             177            (7)         38
                                                    ------         ------          ------
       Total mortgage banking                        1,239          1,106             927            12          19

Insurance                                              383            348             336            10           4
Net venture capital gains                            1,008            113             191           792         (41)
Net (losses) gains on
   securities available for sale                      (241)           169              99            --          71
Income from equity investments
   accounted for by the:
   Cost method                                         138            151             157            (9)         (4)
   Equity method                                        86             47              57            83         (18)
Net gains on sales of loans                             32             61              30           (48)        103
Net gains on dispositions of operations                107            100              15             7         567
All other                                              352            441             391           (20)         13
                                                    ------         ------          ------

       Total                                        $7,420         $6,427          $5,675            15%         13%
                                                    ======         ======          ======         ======      ======
-------------------------------------------------------------------------------------------------------------------

Table 4

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

-------------------------------------------------------------------------------------------------------------------------
                                                                                  1999                               1998
                                                           ---------------------------        ---------------------------
                                                                              Interest                           Interest
                                                           Average   Yields/    income/       Average   Yields/    income/
(in millions)                                              balance    rates    expense        balance    rates    expense
-------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
    under resale agreements                               $  1,390     5.01%    $   70       $  1,652     5.58%    $   92
Securities available for sale (3):
    Securities of U.S. Treasury and federal agencies         5,611     5.45        316          4,868     5.94        287
    Securities of U.S. states and political subdivisions     1,796     8.33        145          1,528     8.50        124
    Mortgage-backed securities:
      Federal agencies                                      19,961     6.83      1,366         17,194     7.05      1,187
      Private collateralized mortgage obligations            3,048     6.85        211          2,841     6.74        190
                                                          --------              ------       --------              ------
        Total mortgage-backed securities                    23,009     6.84      1,577         20,035     7.01      1,377
    Other securities                                         3,653     6.59        192          1,783     5.06        103
                                                          --------              ------       --------              ------
      Total securities available for sale                   34,069     6.65      2,230         28,214     6.80      1,891
Securities held to maturity                                     --       --         --             --       --         --
                                                          --------              ------       --------              ------
      Total securities                                      34,069     6.65      2,230         28,214     6.80      1,891
Loans held for sale (3)                                      5,080     7.33        372          4,804     7.71        371
Mortgages held for sale (3)                                 12,088     7.00        853         12,978     6.92        898
Loans:
    Commercial                                              36,023     8.75      3,153         33,271     8.93      2,971
    Real estate 1-4 family first mortgage                   12,203     7.66        934         12,932     7.75      1,003
    Other real estate mortgage                              17,297     8.76      1,515         16,257     9.37      1,523
    Real estate construction                                 4,189     9.29        389          3,601     9.39        338
    Consumer:
      Real estate 1-4 family junior lien mortgage           11,646     9.95      1,159         10,703    10.42      1,115
      Credit card                                            5,373    13.71        737          6,012    14.96        900
      Other revolving credit and monthly payment            16,131    12.51      2,018         16,497    12.78      2,109
                                                          --------              ------       --------              ------
        Total consumer                                      33,150    11.81      3,914         33,212    12.42      4,124
    Lease financing                                          6,997     7.80        546          5,608     8.22        461
    Foreign                                                  1,515    21.02        318          1,324    20.96        277
                                                          --------              ------       --------              ------
        Total loans (4)(5)                                 111,374     9.67     10,769        106,205    10.07     10,697
Other                                                        2,958     4.90        145          2,853     5.82        166
                                                          --------              ------       --------              ------
          Total earning assets                            $166,959     8.67     14,439       $156,706     9.03     14,115
                                                          ========              ------       ========              ------
FUNDING SOURCES
Deposits:
    Interest-bearing checking                             $  2,754      .95         26       $  2,699     1.31         35
    Market rate and other savings                           56,123     2.27      1,274         52,431     2.61      1,367
    Savings certificates                                    25,693     4.76      1,222         27,749     5.22      1,448
    Other time deposits                                      3,473     4.98        173          4,040     5.49        222
    Deposits in foreign offices                              1,326     4.68         62            801     4.82         39
                                                          --------              ------       --------              ------
      Total interest-bearing deposits                       89,369     3.09      2,757         87,720     3.55      3,111
Short-term borrowings                                       18,356     5.04        924         14,454     5.37        777
Long-term debt                                              21,718     5.89      1,279         17,411     6.30      1,097
Guaranteed preferred beneficial interests
    in Company's subordinated debentures                       785     7.58         60          1,010     8.06         81
                                                          --------              ------       --------              ------
      Total interest-bearing liabilities                   130,228     3.85      5,020        120,595     4.20      5,066
Portion of noninterest-bearing funding sources              36,731       --         --         36,111       --         --
                                                          --------              ------       --------              ------
          Total funding sources                           $166,959     3.01      5,020       $156,706     3.24      5,066
                                                          ========              ------       ========              ------

NET INTEREST MARGIN AND NET INTEREST INCOME ON
    A TAXABLE-EQUIVALENT BASIS (6)                                     5.66%    $9,419                    5.79%    $9,049
                                                                      =====     ======                   =====     ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                   $ 11,435                           $ 10,669
Goodwill                                                     7,666                              7,865
Other                                                       16,563                             13,115
                                                          --------                           --------
          Total noninterest-earning assets                $ 35,664                           $ 31,649
                                                          ========                           ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                  $ 42,661                           $ 40,922
Other liabilities                                            8,260                              6,958
Preferred stockholders' equity                                 461                                463
Common stockholders' equity                                 21,013                             19,417
Noninterest-bearing funding sources used to
    fund earning assets                                    (36,731)                           (36,111)
                                                          --------                           --------
          Net noninterest-bearing funding sources         $ 35,664                           $ 31,649
                                                          ========                           ========
TOTAL ASSETS                                              $202,623                           $188,355
                                                          ========                           ========
-----------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 8.00%, 8.35%, 8.44%, 8.27% and 8.83% for 1999, 1998, 1997, 1996 and 1995, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 5.42%, 5.56%, 5.74%, 5.51% and 6.04% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)  Yields are based on amortized cost balances.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                       1997                                 1996
                                                             ------------------------------    ---------------------------------
                                                                                   Interest                             Interest
                                                              Average     Yields/    income/    Average      Yields/      income/
                                                              balance      rates    expense     balance       rates      expense
--------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
    under resale agreements                                  $  1,131       5.39%   $    61    $  1,596        5.46%     $    87
Securities available for sale (3):
    Securities of U.S. Treasury and federal agencies            5,078       6.16        312       3,730        5.95          221
    Securities of U.S. states and political subdivisions        1,352       8.49        112         907        8.89           79
    Mortgage-backed securities:
      Federal agencies                                         19,844       7.13      1,403      20,199        6.98        1,410
      Private collateralized mortgage obligations               3,024       6.81        206       2,852        6.51          187
                                                             --------               -------    --------                  -------
        Total mortgage-backed securities                       22,868       7.09      1,609      23,051        6.92        1,597
    Other securities                                            1,373       4.72         67       1,567        5.03           77
                                                             --------               -------    --------                  -------
      Total securities available for sale                      30,671       6.88      2,100      29,255        6.76        1,974
Securities held to maturity                                        --         --         --          --          --           --
                                                             --------               -------    --------                  -------
      Total securities                                         30,671       6.88      2,100      29,255        6.76        1,974
Loans held for sale (3)                                         3,849       8.11        312       3,560        9.22          328
Mortgages held for sale (3)                                     6,741       7.27        490       6,889        7.68          529
Loans:
    Commercial                                                 29,951       9.18      2,748      27,547        9.15        2,520
    Real estate 1-4 family first mortgage                      15,866       8.75      1,341      15,522        8.64        1,301
    Other real estate mortgage                                 16,205       9.58      1,552      15,612        9.21        1,438
    Real estate construction                                    3,298       9.92        327       2,940       10.25          301
    Consumer:
      Real estate 1-4 family junior lien mortgage               9,880       9.39        949       8,995        9.11          844
      Credit card                                               6,663      14.53        968       6,505       15.03          979
      Other revolving credit and monthly payment               16,947      12.42      2,105      16,505       12.25        2,022
                                                             --------               -------    --------                  -------
        Total consumer                                         33,490      12.28      4,022      32,005       12.24        3,845
    Lease financing                                             4,285       8.38        359       3,347        8.15          272
    Foreign                                                     1,042      20.31        212         950       20.52          195
                                                             --------               -------    --------                  -------
          Total loans (4)(5)                                  104,137      10.14     10,561      97,923       10.08        9,872
Other                                                           2,273       5.93        134       1,696        5.51           94
                                                             --------               -------    --------                  -------
            Total earning assets                             $148,802       9.19     13,658    $140,919        9.15       12,884
                                                             ========               -------    ========                  -------

FUNDING SOURCES

Deposits:
    Interest-bearing checking                                $  3,016       1.66         50    $  6,749        1.38           93
    Market rate and other savings                              51,182       2.58      1,322      45,049        2.68        1,207
    Savings certificates                                       28,581       5.27      1,506      26,853        5.17        1,390
    Other time deposits                                         3,708       5.64        209       3,245        5.77          187
    Deposits in foreign offices                                 1,287       4.85         62         719        4.76           34
                                                             --------               -------    --------                  -------
      Total interest-bearing deposits                          87,774       3.59      3,149      82,615        3.52        2,911
Short-term borrowings                                          11,362       5.37        610      10,692        5.25          562
Long-term debt                                                 17,149       6.38      1,093      18,283        6.24        1,140
Guaranteed preferred beneficial interests
       in Company's subordinated debentures                     1,287       7.82        101          82        7.81            6
                                                             --------               -------    --------                  -------
      Total interest-bearing liabilities                      117,572       4.21      4,953     111,672        4.14        4,619
Portion of noninterest-bearing funding sources                 31,230         --         --      29,247          --           --
                                                             --------               -------    --------                  -------
          Total funding sources                              $148,802       3.33      4,953    $140,919        3.28        4,619
                                                             ========               -------    ========                  -------

NET INTEREST MARGIN AND NET INTEREST INCOME ON
    A TAXABLE-EQUIVALENT BASIS (6)                                          5.86%   $ 8,705                    5.87%     $ 8,265
                                                                          ======    =======                  ======      =======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                      $ 11,609                          $ 11,442
Goodwill                                                        8,186                             6,477
Other                                                          13,653                            11,051
                                                             --------                          --------
          Total noninterest-earning assets                   $ 33,448                          $ 28,970
                                                             ========                          --------
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                     $ 37,710                          $ 34,952
Other liabilities                                               7,243                             5,466
Preferred stockholders' equity                                    554                               968
Common stockholders' equity                                    19,171                            16,831
Noninterest-bearing funding sources used to
    fund earning assets                                       (31,230)                          (29,247)
                                                             --------                          --------
          Net noninterest-bearing funding sources            $ 33,448                          $ 28,970
                                                             ========                          ========
TOTAL ASSETS                                                 $182,250                          $169,889
                                                             ========                          ========
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     1995
                                                           ------------------------------
                                                                                 Interest
                                                            Average    Yields/     income/
                                                            Balance     rates     expense
-----------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
    under resale agreements                                $    645      5.83%     $   38
Securities available for sale (3):
    Securities of U.S. Treasury and federal agencies          1,604      6.60         105
    Securities of U.S. states and political subdivisions        124     20.80           9
    Mortgage-backed securities:
      Federal agencies                                       13,897      7.27       1,017
      Private collateralized mortgage obligations             1,252      6.39          82
                                                           --------                ------
        Total mortgage-backed securities                     15,149      7.19       1,099
    Other securities                                            750     12.06          50
                                                           --------                ------
      Total securities available for sale                    17,627      7.48       1,263
Securities held to maturity                                   7,666      5.40         477
                                                           --------                ------
    Total securities                                         25,293      5.40       1,740
Loans held for sale (3)                                       2,557      8.88         227
Mortgages held for sale (3)                                   4,996      7.86         393
Loans:
    Commercial                                               17,773      9.67       1,718
    Real estate 1-4 family first mortgage                    11,883      8.51         976
    Other real estate mortgage                               11,742      9.40       1,104
    Real estate construction                                  1,833     10.06         184
    Consumer:
      Real estate 1-4 family junior lien mortgage             7,512      8.64         678
      Credit card                                             5,939     15.54         923
      Other revolving credit and monthly payment             10,887     13.26       1,444
                                                           --------                ------
        Total consumer                                       24,338     13.16       3,045
    Lease financing                                           2,284      8.51         194
    Foreign                                                     704     23.01         162
                                                           --------                ------
          Total loans (4)(5)                                 70,557     10.47       7,383
Other                                                           940      5.87          55
                                                           --------                ------
            Total earning assets                           $104,988      9.36       9,836
                                                           ========                ------
FUNDING SOURCES
Deposits:
    Interest-bearing checking                              $  6,423      1.24          80
    Market rate and other savings                            28,622      2.78         796
    Savings certificates                                     18,889      5.33       1,007
    Other time deposits                                       2,244      5.81         131
    Deposits in foreign offices                               2,381      5.86         139
                                                           --------                ------
      Total interest-bearing deposits                        58,559      3.68       2,153
Short-term borrowings                                        12,682      5.88         746
Long-term debt                                               14,996      6.53         980
Guaranteed preferred beneficial interests
    in Company's subordinated debentures                         --        --          --
                                                           --------                ------
      Total interest-bearing liabilities                     86,237      4.50       3,879
Portion of noninterest-bearing funding sources               18,751        --          --
                                                           --------                ------
          Total funding sources                            $104,988      3.69       3,879
                                                           ========                ------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
    A TAXABLE-EQUIVALENT BASIS (6)                                       5.67%     $5,957
                                                                         ====      ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                    $  5,858
Goodwill                                                        895
Other                                                         5,273
                                                           --------
          Total noninterest-earning assets                 $ 12,026
                                                           ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                   $ 19,070
Other liabilities                                             3,246
Preferred stockholders' equity                                  942
Common stockholders' equity                                   7,519
Noninterest-bearing funding sources used to
    fund earning assets                                     (18,751)
                                                           --------
          Net noninterest-bearing funding sources          $ 12,026
                                                           ========
TOTAL ASSETS                                               $117,014
                                                           ========
-------------------------------------------------------------------

(4) Interest income includes loan fees, net of deferred costs, of approximately $177 million, $120 million, $103 million, $86 million and $40 million in 1999, 1998, 1997, 1996 and 1995, respectively.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

The increase in mortgage banking was due to higher servicing revenue, including lower amortization of mortgage servicing rights, partially offset by a decrease in loan origination and closing fees. The decrease in amortization was largely due to rising interest rates, which decreased the prepayment speeds in the servicing portfolio.

A major portion of the increase in trust and investment fees for 1999 was due to an overall increase in mutual fund management fees, reflecting the growth in mutual fund assets and an increase in transaction fees associated with mutual funds and annuity sales. The Company managed mutual funds with $60.0 billion of assets at December 31, 1999, compared with $51.4 billion at December 31, 1998. The Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $427.7 billion and $366.9 billion at December 31, 1999 and 1998, respectively.

The increase in net venture capital gains was primarily due to a gain of about $560 million that was recognized on the Company's venture capital investment in Cerent Corporation. Gains on sales of venture capital securities are generally dependent on the timing of holdings becoming publicly traded and subsequent market conditions, causing venture capital gains to be unpredictable in nature.

The net losses on securities available for sale in 1999 were due to the restructuring of the securities available for sale investment portfolio in the fourth quarter of 1999.

Net gains on dispositions of operations in 1999 were due to required divestitures of stores in Arizona and Nevada.

NONINTEREST EXPENSE

Table 5 shows the major components of noninterest expense.

Table 5

NONINTEREST EXPENSE

------------------------------------------------------------------------------------------------------------------
                                                                                                          % Change
                                                                   Year ended December 31,         ---------------
                                                    -------------------------------------          1999/      1998/
(in millions)                                         1999            1998           1997          1998       1997
------------------------------------------------------------------------------------------------------------------
Salaries                                            $3,053         $ 3,103         $2,712            (2)%       14%
Incentive compensation                                 522             572            400            (9)        43
Employee benefits                                      821             741            699            11          6
Equipment                                              840             900            739            (7)        22
Net occupancy                                          764             764            719            --          6
Goodwill                                               447             421            433             6         (3)
Core deposit intangible:
   Nonqualifying (1)                                   179             217            240           (18)       (10)
   Qualifying                                           20              26             33           (23)       (21)
Net (gains) losses on dispositions of
   premises and equipment                              (16)            325             76            --        328
Contract services                                      465             342            271            36         26
Outside professional services                          372             391            262            (5)        49
Outside data processing                                279             250            217            12         15
Telecommunications                                     261             252            241             4          5
Travel and entertainment                               249             212            188            17         13
Advertising and promotion                              238             237            202            --         17
Postage                                                223             228            210            (2)         9
Stationery and supplies                                171             178            182            (4)        (2)
Insurance                                              151             132            122            14          8
Operating losses                                       140             152            374            (8)       (59)
Security                                                88              84             87             5         (3)
All other                                              515           1,052            583           (51)        80
                                                    ------         -------         ------
   Total                                            $9,782         $10,579         $8,990            (8)%       18%
                                                    ======         =======         ======           ===        ===
------------------------------------------------------------------------------------------------------------------

(1) Represents amortization of core deposit intangible acquired after February 1992 that is subtracted from stockholders' equity in computing regulatory capital for bank holding companies.

The net losses on dispositions of premises and equipment in 1998 were mostly due to Merger-related costs from the 1998 restructuring charge for the disposition of owned and leased premises.

A significant portion of the increase in contract services was due to expenses related to various Merger-related projects.

A significant portion of the decrease in the "All other" category of noninterest expense was due to the 1998 accrual of $208 million of irrevocable commitments to the Company's Foundation in connection with the Merger.

During 1999, the Company completed its enterprise-wide project to prepare and maintain the Company's systems for Year 2000 compliance. The Year 2000 compliance issue pertains to computer systems that use two digits rather than four to define the applicable year and whether such systems would properly process information when the year changed to 2000. In addition, since the year 2000 is a leap year, some programs may not recognize and properly process "February 29, 2000". "Systems" include hardware, networks, in-house and commercial "off the shelf" software, and embedded technology such as date impacted processors in automated systems such as elevators, telephone systems, security systems, vault systems, heating and cooling systems and others.

The Company incurred approximately $320 million in total costs for the Year 2000 project, including approximately $118 million in 1999. The Company does not expect to incur additional significant charges for the Year 2000 project.

The Company experienced no significant Year 2000 issues as of January 18, 2000, and does not anticipate that significant Year 2000 issues will arise in the future associated with the year change or with the February 29, 2000 leap year event. However, it is too early to conclude that there will be no significant issues associated with the Year 2000, and that all of the Company's customers, vendors, counterparties and other third parties have effectively addressed their Year 2000 issues.

Year 2000 issues, if they do arise, could expose the Company to a number of risks, including the possibility that, to the extent certain third parties fail to adequately address Year 2000 issues, they may not be able to meet their contractual obligations to the Company. The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The forward-looking statements in the foregoing Year 2000 discussion should be read with the cautionary statements included in the section, "Factors That May Affect Future Results".

EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CORE DEPOSIT INTANGIBLE

Table 6 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible amortization ("cash" earnings) for the year ended December 31, 1999. Table 7 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 1999. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to Financial Statements for other information regarding funds available for use by management.


Table 6

EARNINGS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-------------------------------------------------------------------------------------------------------------------
                                                                                                         Year ended
(in millions, except per share amounts)                                                           December 31, 1999
-------------------------------------------------------------------------------------------------------------------

                                                                                     Amortization
                                                                        -------------------------
                                                                                    Nonqualifying
                                                      Reported                       core deposit            "Cash"
                                                      earnings          Goodwill       intangible          earnings
-------------------------------------------------------------------------------------------------------------------
Income before income tax expense                        $5,948              $447             $179            $6,574
   Income tax expense                                    2,201                --               69             2,270
                                                        ------              ----             ----            ------
Net income                                               3,747               447              110             4,304
   Preferred stock dividends                                35                --               --                35
                                                        ------              ----             ----            ------
Net income applicable to common stock                   $3,712              $447             $110            $4,269
                                                        ======              ====             ====            ======
Earnings per common share                               $ 2.26              $.27             $.06            $ 2.59
                                                        ======              ====             ====            ======
Diluted earnings per common share                       $ 2.23              $.27             $.06            $ 2.56
                                                        ======              ====             ====            ======
-------------------------------------------------------------------------------------------------------------------

Table 7

RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Year ended
(in millions)                                                                                   December 31, 1999
-----------------------------------------------------------------------------------------------------------------
                 ROA:                      A / (C-E-F)     =          2.22%
                 ROE:                      B / (D-E-G)     =         34.08%
                 Efficiency:               (H-I) / J       =          54.6%

Net income                                                                                            $  4,304 (A)
Net income applicable to common stock                                                                    4,269 (B)
Average total assets                                                                                   202,623 (C)
Average common stockholders' equity                                                                     21,013 (D)
Average goodwill                                                                                         7,666 (E)
Average pretax nonqualifying core deposit intangible                                                     1,323 (F)
Average after-tax nonqualifying core deposit intangible                                                    820 (G)
Noninterest expense                                                                                      9,782 (H)
Amortization expense for goodwill and nonqualifying core deposit intangible                                626 (I)
Net interest income plus noninterest income                                                             16,775 (J)
-----------------------------------------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

A comparison between the year-end 1999 and 1998 balance sheets is presented below.

SECURITIES AVAILABLE FOR SALE

Total securities available for sale averaged $34.1 billion in 1999, a 21% increase from $28.2 billion in 1998. Total securities available for sale were $38.5 billion at December 31, 1999, a 20% increase from $32.0 billion at December 31, 1998. The increase from 1998 was due to additional holdings of securities of U.S. Treasury and Federal agencies and marketable equity securities.

Table 8 provides the components of the estimated unrealized net gain on securities available for sale.

Table 8

ESTIMATED UNREALIZED GAINS AND LOSSES ON SECURITIES AVAILABLE FOR SALE

------------------------------------------------------------------------------------------
                                                                               December 31,
                                                             -----------------------------
(in millions)                                                  1999                   1998
------------------------------------------------------------------------------------------
Estimated unrealized gross gains                             $2,174                   $919
Estimated unrealized gross losses                              (885)                   (89)
                                                             ------                   ----
Estimated unrealized net gain                                $1,289                   $830
                                                             ======                   ====
------------------------------------------------------------------------------------------


The unrealized net loss of $668 million in the debt securities portion of the securities available for sale portfolio at December 31, 1999 was attributable to an increase in market interest rates in 1999. The unrealized net gain of $1,957 million in the marketable equity securities portion of the securities available for sale portfolio at December 31, 1999 was due to equity securities held within the Company's venture capital portfolio that benefited from favorable market conditions. The Company may decide to sell certain of the securities available for sale to manage the level of earning assets (for example, to offset loan growth that exceeds expected maturities and prepayments of securities). (See
Note 4 to Financial Statements for securities available for sale by security type.)

The unrealized net gain on securities available for sale is reported on an after-tax basis as a component of cumulative other comprehensive income. At December 31, 1999, the unrealized net after-tax gain was $902 million, compared with an unrealized net after-tax gain of $477 million at December 31, 1998.

At December 31, 1999, mortgage-backed securities, including collateralized mortgage obligations (CMOs), were $25.4 billion, or 66% of the Company's securities available for sale portfolio. As an indication of interest rate risk, the Company has estimated the effect of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on that rate scenario, mortgage-backed securities would decrease in fair value from $25.4 billion to $22.9 billion and the expected remaining maturity of these securities would increase from 7 years and 9 months to 9 years and 2 months.

LOAN PORTFOLIO

A comparative schedule of average loan balances is presented in Table 4; year-end balances are presented in Note 5 to Financial Statements.

Loans averaged $111.4 billion in 1999, compared with $106.2 billion in 1998, an increase of 5%. Total loans at December 31, 1999 were $119.5 billion, compared with $108.0 billion at year-end 1998, an increase of 11%. The Company's total unfunded loan commitments increased to $74.6 billion at December 31, 1999, from $71.5 billion at December 31, 1998.

Real estate 1-4 family junior lien mortgage loans grew 16% to $12.9 billion at December 31, 1999, from $11.1 billion at December 31, 1998.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

Table 9, below, presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 9 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 10. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in Table
9. (Note 1 to Financial Statements describes the Company's accounting policy relating to nonaccrual and restructured loans.)

Table 9

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                    --------------------------------------------------------------
(in millions)                                        1999          1998           1997          1996          1995
------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial (1)                                    $344          $282           $209        $  280          $179
   Real estate 1-4 family first mortgage              127           124            164           142           110
   Other real estate mortgage (2)                     112           199            259           381           342
   Real estate construction                             7            17             27            30            48
   Consumer:
      Real estate 1-4 family junior lien mortgage      17            17             17            15             8
      Other revolving credit and monthly payment       27            41             18             5             6
                                                     ----          ----           ----        ------          ----
         Total consumer                                44            58             35            20            14
   Lease financing                                     22            12             12            18            12
   Foreign                                              9            17             --            --            --
                                                     ----          ----           ----        ------          ----
      Total nonaccrual loans (3)                      665           709            706           871           705
Restructured loans (4)                                  4             1              9            10            16
                                                     ----          ----           ----        ------          ----
Nonaccrual and restructured loans                     669           710            715           881           721
As a percentage of total loans                         .6%           .7%            .7%           .8%          1.0%

Foreclosed assets                                     153           148            208           262           223
Real estate investments (5)                            33             1              4             4            12
                                                     ----          ----           ----        ------          ----
Total nonaccrual and restructured
   loans and other assets                            $855          $859           $927        $1,147          $956
                                                     ====          ====           ====        ======          ====
-----------------------------------------------------------------------------------------------------------------

(1) Includes commercial agricultural loans of $40 million, $32 million, $24 million, $25 million and $13 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.
(2) Includes agricultural loans secured by real estate of $16 million, $12 million, $18 million, $13 million and $5 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.
(3) Of the total nonaccrual loans, $358 million, $388 million, $411 million, $587 million and $508 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively, were considered impaired under FAS 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN.
(4) In addition to originated loans that were subsequently restructured, there were loans of $50 million at December 31, 1995 that were purchased at a steep discount whose contractual terms were modified after acquisition. Those loans were restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and thus were not required to be reported as impaired in the year following the restructuring. Those loans were not impaired based on the terms specified by the restructuring agreement.
(5) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans. Real estate investments totaled $89 million, $128 million, $172 million, $154 million and $96 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

The Company anticipates changes in the amount of nonaccrual loans that result from increases in lending activity or from resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be affected by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on the Company's policies.

The Company generally identifies loans to be evaluated for impairment under FASB Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired. Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, rather than the contractual terms specified by the restructuring agreement. Consequently, not all impaired loans are necessarily placed on nonaccrual status. That is, loans performing under restructured terms beyond a specified performance period are classified as accruing but may still be deemed impaired under FAS 114.

For loans covered under FAS 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the Company will estimate the amount of impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of estimating impairment using historical loss factors as a means of measurement.

If the measurement of the impaired loan results in a value that is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. FAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

If interest that was due on the book balances of all nonaccrual and restructured loans (including loans that were but are no longer on nonaccrual or were restructured at year end) had been accrued under their original terms, $56 million of interest would have been recorded in 1999, compared with $17 million actually recorded.

Foreclosed assets at December 31, 1999 were $153 million, compared with $148 million at December 31, 1998. Substantially all of the foreclosed assets at December 31, 1999 have been in the portfolio three years or less.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 10 shows loans that are contractually past due 90 days or more as to interest or principal, but are not included in Table 9, Nonaccrual and Restructured Loans and Other Assets.

Table 10

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                December 31,
                                                          -----------------------------------------------------------------
(in millions)                                             1999            1998             1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Commercial                                                $ 24            $ 29             $ 34          $ 83          $ 20
Real estate 1-4 family first mortgage                       39              40               54            53            12
Other real estate mortgage                                  15              17               16            67            28
Real estate construction                                     4               6               13            10             3
Consumer: (1)
    Real estate 1-4 family junior lien mortgage             35              64               74            55            30
    Credit card                                             99             140              160           146           120
    Other revolving credit and monthly payment             185             160              206           180           150
                                                          ----            ----             ----          ----          ----
      Total consumer                                       319             364              440           381           300
                                                          ----            ----             ----          ----          ----
    Total                                                 $401            $456             $557          $594          $363
                                                          ====            ====             ====          ====          ====
---------------------------------------------------------------------------------------------------------------------------

(1) Consumer loans at December 31, 1998, 1997, 1996 and 1995 have been revised to include Norwest Financial loans of $114 million, $160 million, $150 million and $127 million, respectively.

ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to Financial Statements. At December 31, 1999, the allowance for loan losses was $3,170 million, or 2.65% of total loans, compared with $3,134 million, or 2.90%, at December 31, 1998 and $3,062 million, or 2.88%, at December 31, 1997. The provision for loan losses totaled $1,045 million in 1999, $1,545 million in 1998 and $1,140 million in 1997. The provision for loan losses in 1999 approximated net charge-offs, and the Company anticipates that it will continue to make a provision in 2000 that will approximate the level of actual net charge-offs. Net charge-offs in 1999 were $1,049 million, or .94% of average total loans, compared with $1,617 million, or 1.52%, in 1998 and $1,305 million, or 1.25%, in 1997. Loan loss recoveries were $436 million in 1999, compared with $427 million in 1998 and $426 million in 1997.

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

The Company considers the allowance for loan losses of $3,170 million adequate to cover losses inherent in loans, commitments to extend credit and standby and other letters of credit at December 31, 1999. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the ongoing examination process by the Company and its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 to Financial Statements.

DEPOSITS

Comparative detail of average deposit balances is presented in Table 4. Average core deposits funded 63% and 66% of the Company's average total assets in 1999 and 1998, respectively. Year-end deposit balances are presented in Table 11.

Table 11

DEPOSITS

---------------------------------------------------------------------------------------------------------------
                                                                                    December 31,
                                                              ---------------------------------               %
(in millions)                                                        1999                  1998          Change
---------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                              $ 42,916              $ 46,732              (8)%
Interest-bearing checking                                           3,083                 2,908               6
Market rate and other savings                                      55,791                55,152               1
Savings certificates                                               24,408                27,497             (11)
                                                                 --------              --------
   Core deposits                                                  126,198               132,289              (5)
Other time deposits                                                 3,255                 3,753             (13)
Deposits in foreign offices                                         3,255                   746             336
                                                                 --------              --------
     Total deposits                                              $132,708              $136,788              (3)%
                                                                 ========              ========             ===
---------------------------------------------------------------------------------------------------------------

MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Company is exposed is interest rate risk. The majority of the Company's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available for sale, deposit liabilities, short-term borrowings, long-term debt and derivative financial instruments used for asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times as market interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk" . There is, however, another source of interest rate risk which results from changing spreads between asset and liability rates. The Company calls this type of risk "basis risk"; it is a significant source of interest rate risk for the Company and is more difficult to quantify and manage than term structure risk. Two primary components of basis risk for the Company are (1) the spread between prime-based loans and market rate account (MRA) savings deposits and (2) the rate paid on savings and interest-bearing checking accounts as compared to LIBOR-based loans.

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

The Company's net interest income simulation includes all other-than-trading financial assets, financial liabilities, derivative financial instruments and leases where the Company is the lessor. It captures the dynamic nature of the balance sheet by anticipating probable balance sheet and off-balance sheet strategies and volumes under different interest rate scenarios over the course of a one-year period. This simulation measures both the term structure risk and the basis risk in the Company's positions. The simulation also captures the option characteristics of products, such as caps and floors on floating-rate loans, the right to prepay mortgage loans without penalty and the ability of customers to withdraw deposits on demand. These options are modeled directly in the simulation either through the use of option pricing models, in the case of caps and floors on loans, or through statistical analysis of historical customer behavior, in the case of mortgage loan prepayments or non-maturity deposits.

The simulation model is used to measure the impact on net income, relative to a base case scenario, of interest rates increasing or decreasing 100 basis points over the next 12 months. The simulation showing the largest drop in net income relative to the base case scenario over the next twelve months is a 100 basis point increase in rates that will result in a decrease in net income of $38 million. In the simulation that was run at December 31, 1998, the largest drop in net income relative to the base case scenario over the next twelve months was a 100 basis point increase in rates that was projected to result in a decrease in net income of $26 million.

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate exposures indicated by the net income simulation described above. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of MRA savings deposits and better match the maturity of prime-based loans. The Company also purchases interest rate floors to protect against the loss in interest income on LIBOR-based loans during a declining interest rate environment. Additionally, receive-fixed rate swaps are used to convert floating-rate loans into fixed rates to better match the liabilities that fund the loans. The Company also uses derivatives including floors, futures contracts and options on futures contracts to hedge the Company's mortgage servicing rights as well as forwards, futures and options on futures and forwards to hedge the Company's 1-4 family real estate first mortgage loan commitments and mortgage loans held for sale.

Looking toward managing interest rate risk in 2000, the Company will continue to face term structure risk and basis risk and may be confronted with several risk scenarios. If interest rates rise, net income may actually increase if deposit rates lag increases in market rates (e.g., prime, LIBOR). The Company could, however, experience downward pressure on net income in that scenario if deposits are aggressively repriced as market rates increase.

A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, as they did between 1994 and 1996. This rate scenario could also create significant risk to net income. The Company has partially hedged against that risk with interest rate floors, receive-fixed rate swap contracts and fixed-rate mortgage backed securities. As mentioned above, the Company has also partially hedged its mortgage servicing rights against that rate scenario using primarily floors, futures contracts and options on futures contracts. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would significantly affect its liquidity position.

The Company considers the fair values and the potential near term losses to future earnings related to its customer accommodation derivative financial instruments to be immaterial.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate derivative financial instruments as asset/liability management tools to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to accommodate its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. Table 12 reconciles the beginning and ending notional or contractual amounts of derivative financial instruments used for asset/liability management purposes for 1999 and shows the expected remaining maturity at year-end 1999. For a further discussion of derivative financial instruments, refer to Note 23 to Financial Statements.

Table 12

DERIVATIVE ACTIVITIES

----------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31, 1999
                                   -----------------------------------------------------------------------------------------
                                                                                                                    Weighted
                                                                                                                     average
                                                                                                                    expected
                                                                Amortization                                       remaining
                                   Beginning                             and                         Ending     maturity (in
(in millions)                        balance        Additions     maturities       Terminations     balance       yrs.-mos.)
----------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
    Swaps                            $24,429         $ 13,594        $ 5,087           $  1,366     $31,570             2-10
    Futures                           62,348           98,611         23,119             87,115      50,725              3-6
    Floors and caps                   33,598           18,554          9,010              2,000      41,142              3-0
    Options                           25,822          155,380         58,287            110,975      11,940             0-11
    Forwards                          41,283          485,677             --            504,432      22,528              0-1
Foreign exchange contracts:
    Forwards                             168              552            582                 --         138              0-3
----------------------------------------------------------------------------------------------------------------------------

Net deferred losses related to interest rate futures contracts were $310 million at December 31, 1999, most of which will be fully amortized within seven years. Net deferred losses on terminated derivative financial instruments were $210 million at December 31, 1999, compared with net deferred gains of $412 million at December 31, 1998.

LIQUIDITY AND CAPITAL MANAGEMENT

The Company manages its liquidity and capital at both the parent and subsidiary levels.

In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the Company's securities available for sale portfolio. The weighted average expected remaining maturity of the debt securities within this portfolio was 8 years and 2 months at December 31, 1999. Of the $35.2 billion of debt securities in this portfolio at December 31, 1999, $4.7 billion, or 13%, is expected to mature or be prepaid in 2000 and an additional $3.0 billion, or 9%, is expected to mature or be prepaid in 2001. Asset liquidity is further enhanced by the Company's ability to securitize assets such as mortgage loans.

Core deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 73% and 76% of its average total assets in 1999 and 1998, respectively.

The remaining funding of average total assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $18.4 billion and $14.4 billion in 1999 and 1998, respectively. Long-term debt averaged $21.7 billion and $17.4 billion in 1999 and 1998, respectively. Trust preferred securities averaged $.8 billion and $1.0 billion in 1999 and 1998, respectively.

Liquidity for the Company is provided by interest income, deposit-raising activities, potential disposition of readily marketable assets and through its ability to raise funds in a variety of domestic and international money and capital markets. The Company accesses the capital markets for long-term funding through the issuance of registered debt.

In June 1999, the Parent filed a shelf registration statement with the SEC under which the Company may issue up to $10 billion in debt and equity securities, excluding common stock, except for common stock issuable upon the exercise or conversion of debt and equity securities. That registration statement, together with the $150 million issuance authority remaining on the Company's registration statements filed in 1993 and 1995, permits the Company to issue an aggregate of $10.15 billion in such debt and equity securities. Under those registration statements, the Company had issued a total of $3 billion in debt securities as of December 31, 1999 and had established a program to issue, from time to time, additional debt securities in the form of Medium-Term Notes, Series A and Subordinated Medium-Term Notes, Series B in the aggregate principal amount of up to $7.15 billion. Proceeds from the issuance of the debt securities listed above were, and with respect to any such securities issued in the future, are expected to be used for general corporate purposes.

In April 1999, Norwest Financial, Inc. (NFI) filed a shelf registration statement with the SEC, under which NFI may issue up to $2 billion in senior or subordinated debt securities. As of December 31, 1999, NFI had issued a total of $1.1 billion in debt securities under that registration statement. Also in 1999, a subsidiary of NFI filed a shelf registration statement with the Canadian provincial securities authorities for the issuance of up to $1 billion (Canadian) in debt securities, and had issued $390 million (Canadian) in debt securities from that registration statement as of December 31, 1999.

To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 2000 are estimated to be approximately $500 million for equipment for stores, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

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

The Company repurchases common shares in the open market under a systematic plan to meet the common stock issuance requirements of the Company's benefit plans and for other common stock issuance requirements, including acquisitions accounted for as purchases. In February of 2000, the Board of Directors authorized the repurchase of up to 81 million additional shares of the Company's outstanding common stock. At the time of that authorization, approximately 35 million shares remained to be purchased under the September 1999 common stock purchase authority, substantially all of which are expected to be acquired for announced acquisitions.

COMPARISON OF 1998 TO 1997

Net interest income increased $342 million in 1998 compared to 1997. The increase in net interest income was due to an increase in earning assets, which included the effects of a significantly higher volume of mortgage origination activity during 1998.

Net income in 1998 was $1,950 million, compared with $2,499 million in 1997, a decrease of 22%. Diluted earnings per common share were $1.17 in 1998, compared with $1.48 in 1997, a decrease of 21%. ROA was 1.04% and ROE was 9.86% in 1998, compared with 1.37% and 12.81%, respectively, in 1997.

Diluted earnings before the amortization of goodwill and CDI ("cash" earnings) were $1.50 per share in 1998, compared with $1.83 in 1997. On the same basis, ROA was 1.39% and ROE was 23.15% in 1998, compared with 1.78% and 30.49%, respectively, in 1997.

Net interest income on a taxable-equivalent basis was $9,049 million in 1998, compared with $8,705 million in 1997. The Company's net interest margin was 5.79% for 1998, compared with 5.86% in 1997.

Noninterest income in 1998 was $6,427 million, compared with $5,675 million in 1997, an increase of 13%. The increase in noninterest income was primarily due to higher fee-based revenues and increased earnings from mortgage banking activities.

Noninterest expense in 1998 was $10,579 million, compared with $8,990 million in 1997. The increase was due to Merger-related charges recorded in the fourth quarter of 1998.

The provision for loan losses was $1,545 million in 1998, compared with $1,140 million in 1997. Net charge-offs in 1998 were $1,617 million, or 1.52% of average total loans, compared with $1,305 million, or 1.25%, in 1997. The allowance for loan losses was 2.90% of total loans at December 31, 1998, compared with 2.88% at December 31, 1997.

Total nonaccrual and restructured loans were $710 million, or .7% of total loans, at December 31, 1998, compared with $715 million, or .7%, at December 31, 1997. Foreclosed assets were $148 million at December 31, 1998, compared with $208 million at December 31, 1997.

ADDITIONAL INFORMATION

Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period annual and quarterly prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 90,277 as of January 31, 2000.

[Stock prices for bar graph]

---------------------------------------------------

                         1997       1998       1999
                       ----------------------------
High                   $39.50     $43.88     $49.94
Low                     21.38      27.50      32.13
End of period           38.75      39.94      40.44
---------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                          1998                                          1999
                    ------------------------------------------    ------------------------------------------
                           1Q         2Q         3Q         4Q           1Q         2Q         3Q         4Q
                    ------------------------------------------    ------------------------------------------
High                   $43.88     $43.75     $39.75     $40.88       $40.44     $44.88     $45.31     $49.94
Low                     34.75      34.00      27.50      30.19        32.13      34.38      36.44      38.38
End of period           41.56      37.50      36.00      39.94        35.06      42.75      39.63      40.44
------------------------------------------------------------------------------------------------------------

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                               ------------------------------------
(in millions, except per share amounts)                                           1999          1998           1997
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Securities available for sale                                                  $ 2,176       $ 1,844        $ 2,063
Mortgages held for sale                                                            853           898            490
Loans held for sale                                                                372           371            312
Loans                                                                           10,761        10,685         10,539
Other interest income                                                              213           257            198
                                                                              --------      --------       --------
      Total interest income                                                     14,375        14,055         13,602
                                                                              --------      --------       --------
INTEREST EXPENSE
Deposits                                                                         2,757         3,111          3,150
Short-term borrowings                                                              924           777            610
Long-term debt                                                                   1,279         1,097          1,093
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                          60            80            101
                                                                              --------      --------       --------
      Total interest expense                                                     5,020         5,065          4,954
                                                                              --------      --------       --------
NET INTEREST INCOME                                                              9,355         8,990          8,648
Provision for loan losses                                                        1,045         1,545          1,140
                                                                              --------      --------       --------
Net interest income after provision for loan losses                              8,310         7,445          7,508
                                                                              --------      --------       --------
NONINTEREST INCOME
Service charges on deposit accounts                                              1,492         1,357          1,244
Trust and investment fees                                                        1,256         1,068            954
Credit card fees                                                                   538           520            448
Other fees                                                                       1,030           946            826
Mortgage banking                                                                 1,239         1,106            927
Insurance                                                                          383           348            336
Net venture capital gains                                                        1,008           113            191
Net (losses) gains on securities available for sale                               (241)          169             99
Other                                                                              715           800            650
                                                                              --------      --------       --------
      Total noninterest income                                                   7,420         6,427          5,675
                                                                              --------      --------       --------
NONINTEREST EXPENSE
Salaries                                                                         3,053         3,103          2,712
Incentive compensation                                                             522           572            400
Employee benefits                                                                  821           741            699
Equipment                                                                          840           900            739
Net occupancy                                                                      764           764            719
Goodwill                                                                           447           421            433
Core deposit intangible                                                            199           243            273
Net (gains) losses on dispositions of premises and equipment                       (16)          325             76
Other                                                                            3,152         3,510          2,939
                                                                              --------      --------       --------
      Total noninterest expense                                                  9,782        10,579          8,990
                                                                              --------      --------       --------
INCOME BEFORE INCOME TAX EXPENSE                                                 5,948         3,293          4,193
Income tax expense                                                               2,201         1,343          1,694
                                                                              --------      --------       --------
NET INCOME                                                                    $  3,747      $  1,950       $  2,499
                                                                              ========      ========       ========
NET INCOME APPLICABLE TO COMMON STOCK                                         $  3,712      $  1,915       $  2,456
                                                                              ========      ========       ========
EARNINGS PER COMMON SHARE                                                     $   2.26      $   1.18       $   1.50
                                                                              ========      ========       ========
DILUTED EARNINGS PER COMMON SHARE                                             $   2.23      $   1.17       $   1.48
                                                                              ========      ========       ========
DIVIDENDS DECLARED PER COMMON SHARE                                           $   .785      $    .70       $   .615
                                                                              ========      ========       ========
Average common shares outstanding                                              1,645.6       1,621.5        1,634.6
                                                                              ========      ========       ========
Diluted average common shares outstanding                                      1,665.2       1,641.8        1,657.8
                                                                              ========      ========       ========
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                                ----------------------------------
(in millions, except shares)                                                        1999                      1998
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $ 13,250                  $ 12,731
Federal funds sold and securities purchased
   under resale agreements                                                         1,554                     1,517
Securities available for sale                                                     38,518                    31,997
Mortgages held for sale                                                           11,707                    19,770
Loans held for sale                                                                4,975                     5,322

Loans                                                                            119,464                   107,994
Allowance for loan losses                                                          3,170                     3,134
                                                                                --------                  --------
      Net loans                                                                  116,294                   104,860
                                                                                --------                  --------

Mortgage servicing rights                                                          4,483                     3,080
Premises and equipment, net                                                        2,985                     3,130
Core deposit intangible                                                            1,286                     1,510
Goodwill                                                                           7,702                     7,664
Interest receivable and other assets                                              15,348                    10,894
                                                                                --------                  --------

      Total assets                                                              $218,102                  $202,475
                                                                                ========                  ========

LIABILITIES
Noninterest-bearing deposits                                                    $ 42,916                  $ 46,732
Interest-bearing deposits                                                         89,792                    90,056
                                                                                --------                  --------
      Total deposits                                                             132,708                   136,788
Short-term borrowings                                                             27,995                    15,897
Accrued expenses and other liabilities                                            11,108                     8,537
Long-term debt                                                                    23,375                    19,709
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                           785                       785

STOCKHOLDERS' EQUITY
Preferred stock                                                                      344                       547
Unearned ESOP shares                                                                 (73)                      (84)
                                                                                --------                  --------
     Total preferred stock                                                           271                       463
Common stock - $1 2/3 par value, authorized
   4,000,000,000 shares; issued 1,666,095,265 shares
   and 1,661,392,590 shares                                                        2,777                     2,769
Additional paid-in capital                                                         8,786                     8,673
Retained earnings                                                                 11,196                     9,045
Cumulative other comprehensive income                                                892                       463
Notes receivable from ESOP                                                            (1)                       (3)
Treasury stock - 39,245,724 shares and 17,334,787 shares                          (1,790)                     (651)
                                                                                --------                  --------

      Total stockholders' equity                                                  22,131                    20,759
                                                                                --------                  --------

      Total liabilities and stockholders' equity                                $218,102                  $202,475
                                                                                ========                  ========
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

----------------------------------------------------------------------------------------------------
                                                                        Unearned          Additional
                                                   Number of  Preferred     ESOP  Common     paid-in
(in millions, except shares)                          shares      stock   shares   stock     capital
----------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                                          $850     $(61) $2,149     $10,170
                                                                   ----     ----  ------     -------
Comprehensive income
   Net income-1997
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income

Total comprehensive income
Common stock issued                               18,793,327                          10         155
Common stock issued for acquisitions              23,835,535                          21          20
Preferred stock repurchased                        1,100,000       (325)
Common stock repurchased                          74,627,681                         (97)     (1,591)
Preferred stock issued to ESOP                        51,700         52      (54)                  2
Preferred stock released to ESOP                                              35                  (1)
Preferred stock (34,074) converted to common
 shares                                            1,212,871        (34)                           6
Preferred stock dividends
Common stock dividends
Cash payments received on
  notes receivable from ESOP
Stock split                                                                          635        (635)
                                                                   ----     ----  ------     -------
Net change                                                         (307)     (19)    569      (2,044)
                                                                   ----     ----  ------     -------

BALANCE DECEMBER 31, 1997                                           543      (80)  2,718       8,126
                                                                   ----     ----  ------     -------
Comprehensive income
   Net income-1998
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income

Total comprehensive income
Common stock issued                               39,048,384                          49         910
Common stock issued for acquisitions              16,743,233                          24          38
Common stock repurchased                          32,676,277                         (22)       (407)
Preferred stock issued to ESOP                                       35      (37)                  2
Preferred stock released to ESOP                                              33                  (1)
Preferred stock (31,043) converted to common
  shares                                             799,216        (31)                           3
Preferred stock dividends
Common stock dividends
Cash payments received on
  notes receivable from ESOP                                                                       2
Increase in Rabbi trust assets (classified as
  treasury stock)                                                  ----     ----   -----     -------
Net change                                                            4       (4)     51         547
                                                                   ----     ----  ------     -------

BALANCE DECEMBER 31, 1998                                           547      (84)  2,769       8,673
                                                                   ----     ----  ------     -------
Comprehensive income
   Net income-1999
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income
Total comprehensive income
Common stock issued                               21,279,905                                     101
Common stock issued for acquisitions               8,040,491                           8          12
Common stock repurchased                          48,720,466
Preferred stock redeemed                                           (191)
Preferred stock issued to ESOP                                       75      (80)                  5
Preferred stock released to ESOP                                              91                  (5)
Preferred stock (86,141) converted to common
   shares                                          2,191,808        (87)
Preferred stock dividends
Common stock dividends
Cash payments received on
   notes receivable from ESOP
Increase in Rabbi trust assets (classified as
   treasury stock)
                                                                   ----     ----  ------     -------
Net change                                                         (203)      11       8         113
                                                                   ----     ----  ------     -------

BALANCE DECEMBER 31, 1999                                          $344     $(73) $2,777     $ 8,786
                                                                   ====     ====  ======     =======
----------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                                                    Notes                Cumulative
                                                               receivable                     other           Total
                                                     Retained        from   Treasury  comprehensive    stockholders'
(in millions, except shares)                         earnings        ESOP      stock         Income          equity
-------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                             $ 6,871        $(11)   $  (233)       $   316         $20,051
Comprehensive income                                  ------      -------    -------        -------         -------
   Net income-1997                                      2,499                                                 2,499
   Other comprehensive income, net of tax:
     Translation adjustments                                                                      1               1
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                               206             206
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                            (59)            (59)
                                                                                                            -------
Total comprehensive income                                                                                    2,647
Common stock issued                                      (151)                   282                            296
Common stock issued for acquisitions                       41                    131                            213
Preferred stock repurchased                                                                                    (325)
Common stock repurchased                                                        (483)                        (2,171)
Preferred stock issued to ESOP                                                                                   --
Preferred stock released to ESOP                                                                                 34
Preferred stock (34,074) converted to common
   shares                                                                         28                             --
Preferred stock dividends                                 (43)                                                  (43)
Common stock dividends                                   (925)                                                 (925)
Cash payments received on
   notes receivable from ESOP                                           1                                         1
Stock split                                                                                                      --
                                                      -------        ----    -------          -----         -------
Net change                                              1,421           1        (42)           148            (273)
                                                      -------        ----    -------          -----         -------

BALANCE DECEMBER 31, 1997                               8,292         (10)      (275)           464          19,778
                                                      -------        ----    -------          -----         -------
Comprehensive income
   Net income-1998                                      1,950                                                 1,950
   Other comprehensive income, net of tax:
     Translation adjustments                                                                     (4)             (4)
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                               104             104
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                           (101)           (101)
                                                                                                            -------
Total comprehensive income                                                                                    1,949
Common stock issued                                      (191)                   319                          1,087
Common stock issued for acquisitions                       11                     84                            157
Common stock repurchased                                                        (741)                        (1,170)
Preferred stock issued to ESOP                                                                                   --
Preferred stock released to ESOP                                                                                 32
Preferred stock (31,043) converted to common
   shares                                                                         28                             --
Preferred stock dividends                                 (35)                                                  (35)
Common stock dividends                                   (982)                                                 (982)
Cash payments received on
   notes receivable from ESOP                                           7                                         9
Increase in Rabbi trust assets (classified as
   treasury stock)                                                              (66)                           (66)
                                                      -------        ----    -------          -----         -------
Net change                                                753           7       (376)            (1)            981
                                                      -------        ----    -------          -----         -------
BALANCE DECEMBER 31, 1998                               9,045          (3)      (651)           463          20,759
                                                      -------        ----    -------          -----         -------
Comprehensive income
   Net income-1999                                      3,747                                                 3,747
   Other comprehensive income, net of tax:
     Translation adjustments                                                                      4               4
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                               276             276
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                            149             149
                                                                                                            -------
Total comprehensive income                                                                                    4,176
Common stock issued                                      (270)                   781                            612
Common stock issued for acquisitions                        2                    133                            155
Common stock repurchased                                                      (2,122)                        (2,122)
Preferred stock redeemed                                                                                       (191)
Preferred stock issued to ESOP                                                                                   --
Preferred stock released to ESOP                                                                                 86
Preferred stock (86,141) converted to common
   shares                                                                         87                             --
Preferred stock dividends                                 (35)                                                  (35)
Common stock dividends                                 (1,293)                                               (1,293)
Cash payments received on
   notes receivable from ESOP                                           2                                         2
Increase in Rabbi trust assets (classified as
   treasury stock)                                                               (18)                           (18)
                                                      -------        ----    -------          -----         -------
Net change                                              2,151           2     (1,139)           429           1,372
                                                      -------        ----    -------          -----         -------

BALANCE DECEMBER 31, 1999                             $11,196        $ (1)   $(1,790)         $ 892         $22,131
                                                      =======        ====    =======          =====         =======
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                              -------------------------------------
(in millions)                                                                    1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $ 3,747      $   1,950       $  2,499
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses                                                  1,045          1,545          1,140
     Depreciation and amortization                                              1,893          2,168          1,734
     Securities available for sale losses (gains)                                 241           (169)           (99)
     Gains on sales of mortgages held for sale                                   (221)          (296)          (120)
     Gains on sales of loans                                                      (32)           (61)           (30)
     Gains on disposition of operations                                          (107)          (100)           (15)
     Release of preferred shares to ESOP                                           86             32             34
     Net (increase) decrease in trading assets                                   (775)           542           (711)
     Deferred income tax expense (benefit)                                      1,506           (129)           173
     Net (increase) decrease in accrued interest receivable                      (107)            (5)            96
     Net (decrease) increase in accrued interest payable                          (35)            (9)            43
     Originations of mortgages held for sale                                  (82,846)      (111,262)       (56,297)
     Proceeds from sales of mortgages held for sale                            91,146        101,371         53,252
     Net increase in loans held for sale                                         (874)          (822)          (846)
     Other assets, net                                                         (2,531)           424          1,746
     Other accrued expenses and liabilities, net                                1,314            624           (120)
                                                                              -------      ---------       --------
Net cash provided (used) by operating activities                               13,450         (4,197)         2,479
                                                                              -------      ---------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Securities available for sale:
     Proceeds from sales                                                       14,033         11,073          9,798
     Proceeds from prepayments and maturities                                   7,464         10,354          6,998
     Purchases                                                                (26,547)       (24,650)       (13,140)
   Net cash paid for acquisitions                                                 (95)          (286)           (67)
   Net (increase) decrease in banking subsidiaries' loans
     resulting from originations and collections                               (6,707)        (1,383)           843
   Proceeds from sales (including participations) of banking
     subsidiaries' loans                                                        1,908          1,648            437
   Purchases (including participations) of banking subsidiaries' loans         (1,246)          (135)          (314)
   Principal collected on nonbank subsidiaries' loans                           4,844          7,788          8,456
   Nonbank subsidiaries' loans originated                                      (9,002)        (8,962)        (8,748)
   Cash (paid for) proceeds from dispositions of operations                      (731)           484             16
   Proceeds from sales of foreclosed assets                                       234            279            278
   Net (increase) decrease in federal funds sold and securities
     purchased under resale agreements                                            (37)          (468)           415
   Net increase in mortgage servicing rights                                   (2,094)          (913)          (627)
   Other, net                                                                  (2,274)        (2,826)          (221)
                                                                             --------      ---------       --------
Net cash (used) provided by investing activities                              (20,250)        (7,997)         4,124
                                                                             --------      ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in deposits                                         (5,124)         6,749         (7,273)
   Net increase in short-term borrowings                                       11,952          2,414          2,838
   Proceeds from issuance of long-term debt                                    11,957          7,970          4,003
   Repayment of long-term debt                                                 (8,309)        (5,642)        (5,394)
   Proceeds from issuance of guaranteed preferred beneficial
     interests in Company's subordinated debentures                                --             --            149
   Proceeds from issuance of common stock                                         517          1,087            238
   Redemption of preferred stock                                                 (191)            --           (325)
   Repurchases of common stock                                                 (2,122)        (1,170)        (2,171)
   Net decrease in notes receivable from ESOP                                       2              9              1
   Payment of cash dividends on preferred and common stock                     (1,328)        (1,017)          (968)
   Other, net                                                                     (35)         1,444         (1,213)
                                                                             --------      ---------       --------
Net cash provided (used) by financing activities                                7,319         11,844        (10,115)
                                                                             --------      ---------       --------
   NET CHANGE IN CASH AND DUE FROM BANKS                                          519           (350)        (3,512)

Cash and due from banks at beginning of year                                   12,731         13,081         16,593
                                                                             --------      ---------       --------
CASH AND DUE FROM BANKS AT END OF YEAR                                       $ 13,250      $  12,731       $ 13,081
                                                                             ========      =========       ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                 $ 5,055       $  5,074       $  4,911
     Income taxes                                                             $ 1,005       $  1,289       $  1,238
   Noncash investing and financing activities:
     Transfers from loans to foreclosed assets                                $   220       $    223       $    162
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company (Parent) is a bank holding company. Wells Fargo & Company and Subsidiaries (Company) is a diversified financial services company providing banking, mortgage and consumer finance through about 5,300 stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally.

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

On November 2, 1998, the merger involving Norwest Corporation and Wells Fargo & Company (the Merger) was completed. Norwest Corporation changed its name to "Wells Fargo & Company" and the former Wells Fargo & Company (the former Wells Fargo) became a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation as it was before the Merger is referred to as the former Norwest. The Merger was accounted for as a pooling of interests and, accordingly, the information included in the financial statements presents the combined results as if the Merger had been in effect for all periods presented. The following is a description of the significant accounting policies of the Company.

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

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include the venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are generally accounted for at cost. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments along with income recognized on these assets.

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

                               LOANS HELD FOR SALE

Loans held for sale include those student loans which are classified as held for sale because the Company does not intend to hold these loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or market value. Gains and losses are recorded in noninterest income, based on the difference between sales proceeds and carrying value.

                                      LOANS

Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.

NONACCRUAL LOANS Generally, loans are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when a portion of the principal has been charged off. Such loans are entirely charged off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, industry practice, country, terms and other factors.

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

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is a valuation allowance for probable losses inherent in the portfolio as of the balance sheet date. The Company's determination of the level of the allowance for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, evaluation of credit risk related to certain individual borrowers and the Company's ongoing examination process and that of its regulators. The Company considers the allowance for loan losses adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit.

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

The Company recognizes as assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values and considering derivative financial instruments used as hedges, mortgage servicing rights are periodically assessed for impairment. Impairment is recognized during the period in which impairment occurs. Mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.

                             PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.

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

                   GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from purchase acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 10 to 15 years.

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

                        DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE DERIVATIVES The Company uses interest rate derivative financial instruments (futures contracts, forward contracts, swaps, caps, floors and options) primarily to hedge mismatches in the rate maturity of loans and their funding sources and the price risk of interest-rate sensitive assets. These instruments serve to reduce rather than increase the Company's exposure to movements in interest rates. At the inception of the hedge, the Company identifies an individual asset or liability, or an identifiable group of essentially similar assets or liabilities, that expose the Company to interest rate risk at the consolidated or enterprise level. Interest rate derivatives are accounted for by the deferral or accrual method only if they are designated as hedges and are expected to be and are effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk. Futures contracts must meet specific high correlation tests. For caps, floors and swaps that are used to hedge mismatches between interest-bearing assets and liabilities, their notional amount, interest rate index and life must closely match the related terms of the hedged asset or liability. Floors, swaps and options that hedge mortgage servicing rights must correlate based on certain duration and convexity parameters. For futures contracts, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates that the derivatives no longer provide an effective hedge, hedge accounting is discontinued; previously unrecognized hedge results and the net settlement upon close-out or termination that offset changes in value of the hedged asset or liability are deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income or noninterest expense.

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

If a hedged asset or liability settles before maturity of the hedging interest rate derivatives, the derivatives are closed out or settled, or are redesignated as hedges of other assets or liabilities. For those contracts that are closed out or settled, previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the hedged asset or liability. If interest rate derivatives used in an effective hedge are closed out or terminated before the hedged item settles, previously unrecognized hedge results and the net settlement upon close-out or termination are deferred and amortized over the life of the hedged asset or liability. Cash flows resulting from interest rate derivatives (including any related fees) that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows from the items being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

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

2.

BUSINESS COMBINATIONS

The Company regularly explores opportunities to acquire financial institutions and related businesses. Generally, management of the Company does not make a public announcement about an acquisition opportunity until a definitive agreement is signed.

Excluding the Merger involving Norwest Corporation and Wells Fargo & Company, the table below includes transactions completed in the years ended December 31, 1999, 1998 and 1997:



------------------------------------------------------------------------------------------------------------------
                                                                            Date    Assets               Method of
                                                                                                        accounting
(in millions)
------------------------------------------------------------------------------------------------------------------
1999
Mid-Penn Consumer Discount Company, Philadelphia, Pennsylvania        January 21    $   11                Purchase
Century Business Credit Corporation, New York, New York               February 1       342                Purchase
Metropolitan Bancshares, Inc., Aurora, Colorado                      February 23        64                Purchase
Mercantile Financial Enterprises, Inc., Brownsville, Texas           February 26       779    Pooling of interests*
Riverton State Bank Holding Company, Riverton, Wyoming                  March 12        81                Purchase
Greater Midwest Leasing Company, Minneapolis, Minnesota                   June 3        24                Purchase
Mustang Financial Corporation, Rio Vista, Texas                          June 25       254                Purchase
Eastern Heights Bank, St. Paul, Minnesota                                 July 1       453                Purchase
Goodson Insurance Agency, Denver, Colorado                              August 1        --                Purchase
SB Insurance Company, Marshall, Minnesota                             October 15       --                 Purchase
Allied Leasing Company, Burnsville, Minnesota                         November 1       17                 Purchase
Eastdil Realty Company, L.L.C., New York, New York                   November 16        9                 Purchase
Texas Bancshares, Inc., San Antonio, Texas                           December 16       370                Purchase
                                                                                    ------
                                                                                    $2,404
                                                                                    ======
1998
Finvercon S.A. Compania, Financiera, Argentina                         January 8    $   57                Purchase
Fidelity Bancshares, Inc., Fort Worth, Texas                          January 13       111                Purchase
Heritage Trust Company, Grand Junction, Colorado                     February 20         2                Purchase
Founders Trust Company, Dallas, Texas                                    March 2         2                Purchase
The T. Eaton Acceptance Company Limited and National Retail
   Credit Services Limited, Don Mills, Ontario, Canada                  April 21       370                Purchase
WMC Mortgage Corporation, Woodland Hills, California                    April 30         5                Purchase
First Bank, Katy, Texas                                                   May 22       310    Pooling of interests*
First Bank of Grants, Grants, New Mexico                                  May 28        45                Purchase
Spring Mountain Escrow Corporation, Irvine, California                    May 29         1                Purchase
Emjay Corporation, Milwaukee, Wisconsin                                  June 15         6                Purchase
Six affiliated bank holding companies and related entities, located in
   Minnesota, Wisconsin, New Mexico,
   Arizona and Colorado, including MidAmerica                          July 2,23     1,317    Pooling of interests*
First Bancshares of Valley City, Inc., Valley City, North Dakota         July 31        96                Purchase
Peoples Insurance Agency, Inc., Valley City, North Dakota                July 31        --                Purchase
Star Bancshares, Inc., Austin, Texas                                   August 31       582    Pooling of interests*
Freedom Trailer Leasing, Inc., Chesterfield, Missouri                  August 31         5                Purchase
Little Mountain Bancshares, Inc., Monticello, Minnesota              September 8        82                Purchase
First National Bank of Missouri City, Missouri City, Texas            October 30        91                Purchase
Franklin Bancshares, Inc., Franklin, Texas                            December 1        72                Purchase
                                                                                    ------
                                                                                    $3,154
                                                                                    ======


                                       60

------------------------------------------------------------------------------------------------------------------
                                                                            Date    Assets               Method of
                                                                                                        accounting
(in millions)
------------------------------------------------------------------------------------------------------------------
1997
Franklin Federal Bancorp., F.S.B., Austin, Texas                       January 1    $  621      Purchase of assets
Central Bancorporation, Inc., Fort Worth, Texas                       January 28     1,105    Pooling of interests*
Reliable Financial Services, Inc., San Juan, Puerto Rico             February 21        39    Pooling of interests*
Statewide Mortgage Company, Birmingham, Alabama                      February 26        28                Purchase
The United Group, Inc., Charlotte, North Carolina                       March 21        41                Purchase
Farmers National Bancorp, Inc., Geneseo, Illinois                       March 24       198                Purchase
The First National Bankshares, Inc.,
   Tucumcari, New Mexico                                                 June 17        90               Purchase
Tennessee Credit Corporation, Nashville, Tennessee                       July 18        13                Purchase
Western National Trust Company, National
   Association, Odessa, Texas                                            July 31        --                Purchase
Fidelity Acceptance Corporation, St. Louis, Missouri                   August 31     1,135                Purchase
The Bank of the Southwest, National Association,
   Pagosa Springs, Colorado                                          September 2        85                Purchase
International Bancorporation, Inc.,
   Golden Valley, Minnesota                                           October 21       483    Pooling of interests*
Subsidiaries of Cityside Holding L.L.C.,
   Eden Prairie, Minnesota                                            October 30       104                Purchase
J.L.J. Financial Services Corporation,
   Montvale, New Jersey                                               October 31        26                Purchase
Myers Bancshares Inc., Dallas, Texas                                 November 14       135                Purchase
Packers Management Company, Inc.,
   Omaha, Nebraska                                                   November 25       162                Purchase
First Valley Bank Group, Inc., Los Fresnos, Texas                     December 1       519    Pooling of interests*
                                                                                    ------
                                                                                    $4,784
                                                                                    ======
------------------------------------------------------------------------------------------------------------------


* Pooling of interests transaction was not material to the Company's consolidated financial statements; accordingly, previously reported results were not restated.

In connection with the foregoing transactions, the Company paid cash in the aggregate amount of $541 million, $330 million and $486 million in 1999, 1998 and 1997, respectively, and issued aggregate common shares of 8.0 million, 16.7 million and 23.8 million in 1999, 1998 and 1997, respectively. At December 31, 1999, the Company had announced 7 pending transactions with total assets of approximately $6.9 billion and anticipated that approximately 48 million common shares will be issued upon consummation of these transactions. These pending acquisitions, subject to approval by regulatory agencies, are expected to be completed by mid-2000.

                  MERGER INVOLVING NORWEST AND WELLS FARGO

On November 2, 1998, the Merger involving Norwest Corporation and Wells Fargo & Company was completed. Under the terms of the Merger agreement, stockholders of the former Wells Fargo received 10 shares of common stock of the Company for each share of common stock owned. Each share of former Wells Fargo preferred stock was converted into one share of the Company's preferred stock. These shares rank on parity with the Company's preferred stock as to dividends and upon liquidation. Each outstanding and unexercised option granted by the former Wells Fargo was converted into an option to purchase common stock of the Company based on the agreed-upon exchange ratio.

As a condition to the Merger, the Company was required by regulatory agencies to divest stores in Arizona and Nevada having aggregate deposits of approximately $1 billion. As a result of these sales, which were completed in 1999, $104 million of pretax gains were included in noninterest income as net gains on dispositions of operations.

In connection with the Merger, the Company recorded approximately $600 million of restructuring charges in the fourth quarter of 1998. The restructuring plans are evaluated on a regular basis during the integration process. The charges included a severance-related reserve of $280 million associated with the elimination into 2000 of about 5% of the Company's positions. This reserve was determined based on the Company's existing severance plans for involuntary terminations. The charges also included approximately $250 million related to dispositions of owned and leased premises held for sale or remarketing, which is expected to be used by mid-2000, and $70 million of other costs associated with exiting activities due to the Merger. The following table presents the 1999 activity in these restructuring reserves:


------------------------------------------------------------------------------------------------------------
                                                               Severance-
                                                                 related
(in millions)                                                      costs     Premises      Other       Total
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                          $280 (1)    $ 250 (2)   $ 70       $ 600
Utilization                                                          (95)        (131)       (64)       (290)
Changes in estimates                                                  --          (31)        --         (31)
                                                                    ----        -----       ----       -----
Balance, December 31, 1999                                          $185        $  88 (3)   $  6       $ 279
                                                                    ====        =====       ====       =====
------------------------------------------------------------------------------------------------------------

(1) The 1998 charges recorded for severance-related costs were classified on the income statement as salaries.
(2) The 1998 charges recorded for premises were classified on the income statement as net losses on dispositions of premises and equipment.
(3)  Includes $38 million of owned premises.

Total utilization included approximately $97 million of cash payments, $68 million of legal obligations as of December 31, 1999 and $125 million of write-downs. Approximately 1,730 employees had entered the severance process through December 31, 1999.

A majority of the changes in estimates resulted from a reassessment of the economics and space requirements at a leased Colorado office building complex. The reassessment indicated that the complex could be reconfigured to meet the Company's needs. The changes in estimates were recorded on the income statement as an adjustment to net (gains) losses on dispositions of premises and equipment. The suspension of depreciation on assets held for disposition reduced net occupancy and equipment expense by a total of $15 million in 1999.

3.

CASH, LOAN AND DIVIDEND RESTRICTIONS

Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained by each of the banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.0 billion and $2.2 billion in 1999 and 1998, respectively.

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

The payment of dividends to the Parent by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under these provisions and except for Wells Fargo Bank, N.A. (WFB, N.A.), the Company's national and state-chartered subsidiary banks could have declared dividends of $1,061 million and $687 million in 1999 and 1998, respectively, without obtaining prior regulatory approval. With the express approval of the OCC, WFB, N.A. declared dividends in 1999 and 1998 of $500 million in excess of its net income of $1,876 million for those years. (The total dividends declared by WFB, N.A. in 1999, 1998 and 1997 were $900 million, $1,476 million and $2,019 million, respectively.) Therefore, before it can declare dividends in 2000 without the approval of the OCC, WFB, N.A. must have net income of $500 million plus an amount greater than the dividends declared in 2000. Since it is not expected to have net income of $500 million plus an amount greater than the dividends expected to be declared in 2000, WFB, N.A. will again need to obtain the approval of the OCC before any dividends are declared in 2000. In addition, the Company's non-bank subsidiaries could have declared dividends of $1,195 million and $1,205 million at December 31, 1999 and 1998, respectively.

4.

SECURITIES AVAILABLE FOR SALE

The following table provides the cost and fair value for the major components of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 1999 or 1998.


-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  December 31,
                                     ----------------------------------------------------------------------------------------
                                                                          1999                                           1998
                                     -----------------------------------------    -------------------------------------------
                                             Estimated   Estimated                          Estimated   Estimated
                                            unrealized  unrealized   Estimated             unrealized  unrealized   Estimated
                                                 gross       gross        fair                  gross       gross        fair
(in millions)                          Cost      gains      losses       value        Cost      gains      losses       value
-----------------------------------------------------------------------------     -------------------------------------------
Securities of U.S. Treasury and
   federal agencies                 $ 5,956     $   13        $338     $ 5,631     $ 3,260       $ 45         $18     $ 3,287
Securities of U.S. states and
   political subdivisions             2,041         48          28       2,061       1,683        115           4       1,794
Mortgage-backed securities:
   Federal agencies                  22,774        109         336      22,547      20,539        293          28      20,804
   Private collateralized
     mortgage obligations (1)         2,855         12          63       2,804       3,420         29           9       3,440
                                    -------     ------        ----     -------     -------       ----         ---     -------

     Total mortgage-backed
       securities                    25,629        121         399      25,351      23,959        322          37      24,244
Other                                 2,289          8          93       2,204       1,879         41          21       1,899
                                    -------     ------        ----     -------     -------       ----         ---     -------
        Total debt securities        35,915        190         858      35,247      30,781        523          80      31,224
Marketable equity securities          1,314      1,984          27       3,271         386        396           9         773
                                    -------     ------        ----     -------     -------       ----         ---     -------
          Total                     $37,229     $2,174        $885     $38,518     $31,167       $919         $89     $31,997
                                    =======     ======        ====     =======     =======       ====         ===     =======
-----------------------------------------------------------------------------------------------------------------------------


(1) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

At December 31, 1999, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.

Securities pledged primarily to secure trust and public deposits and for other purposes as required or permitted by law were $15.5 billion and $11.2 billion at December 31, 1999 and 1998, respectively.

The table on the right provides the components of the realized net (loss) gain on securities from the securities available for sale portfolio. (Realized gains on marketable equity securities from venture capital investments are reported as net venture capital gains.)


---------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year ended December 31,
                                                                                       ------------------------------------
(in millions)                                                                            1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------
Realized gross gains                                                                    $  76           $209           $168
Realized gross losses                                                                    (317)           (40)           (69)
                                                                                        -----           ----           ----
Realized net (loss) gain                                                                $(241)          $169           $ 99
                                                                                        =====           ====           ====
---------------------------------------------------------------------------------------------------------------------------


The table below provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.


-------------------------------------------------------------------------------------------------------------
                                                                                            December 31, 1999
                                            -----------------------------------------------------------------
                                                       Weighted
                                              Total     average
                                             amount       yield      Remaining contractual principal maturity
                                            -----------------------------------------------------------------
                                                                                               After one year
                                                                      Within one year      through five years
                                                                   ------------------    --------------------
(in millions)                                                      Amount       Yield    Amount         Yield
-------------------------------------------------------------------------------------------------------------
Securities of U.S. Treasury and
   federal agencies                         $ 5,631        5.71%   $  626        6.38%   $1,123          6.39%
Securities of U.S. states and
   political subdivisions                     2,061        8.28       104        7.97       338          7.88
Mortgage-backed securities:
   Federal agencies                          22,547        7.11       650        6.55     1,837          7.01
   Private collateralized
     mortgage obligations                     2,804        6.51        76        6.32       317          6.40
                                            -------                ------                ------
       Total mortgage-backed securities      25,351        7.04       726        6.52     2,154          6.92
Other                                         2,204        5.28        80        5.03       538          3.98
                                            -------                ------                ------
ESTIMATED FAIR VALUE
   OF DEBT SECURITIES (1)                   $35,247        6.79%   $1,536        6.48%   $4,153          6.47%
                                            =======        ====    ======        ====    ======          ====
TOTAL COST OF DEBT SECURITIES               $35,915                $1,581                $4,259
                                            =======                ======                ======
-------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
                                                                      December 31, 1999
                                               ----------------------------------------
                                               Remaining contractual principal maturity
                                               ----------------------------------------


                                                After five years
                                               through ten years        After ten years
                                            --------------------   --------------------
(in millions)                                 Amount       Yield    Amount        Yield
---------------------------------------------------------------------------------------
Securities of U.S. Treasury and
   federal agencies                           $3,065        5.33%  $   817         5.72%
Securities of U.S. states and
   political subdivisions                        187        7.35     1,432         8.52
Mortgage-backed securities:
   Federal agencies                            2,453        7.18    17,607         7.13
   Private collateralized
     mortgage obligations                        446        6.46     1,965         6.55
                                              ------               -------
       Total mortgage-backed securities        2,899        7.07    19,572         7.07

Other                                            989        5.75       597         5.70
                                              ------               -------
ESTIMATED FAIR VALUE
   OF DEBT SECURITIES (1)                     $7,140        6.14%  $22,418         7.08%
                                              ======        ====   =======         ====
TOTAL COST OF DEBT SECURITIES                 $7,388               $22,687
                                              ======               =======
---------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of debt securities available for sale.

5.  LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the major categories of loans outstanding and related unfunded commitments is shown in the following table. Unfunded commitments are defined as all legally binding agreements to extend credit, net of all funds lent, and all standby and commercial letters of credit issued under the terms of those commitments. At December 31, 1999 and 1998, the commercial loan category and related unfunded commitments did not have an industry concentration that exceeded 10% of total loans and unfunded commitments. At December 31, 1999 and 1998, the real estate 1-4 family first mortgage and junior lien mortgage categories and related unfunded commitments did not have a concentration in any state that exceeded 10% of total loans and unfunded commitments.


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                     --------------------------------------------------------------
                                                                              1999                             1998
                                                     -----------------------------    -----------------------------
                                                                       COMMITMENTS                      Commitments
                                                                         TO EXTEND                        to extend
                                                      OUTSTANDING           CREDIT     Outstanding           credit
-------------------------------------------------------------------------------------------------------------------
Commercial                                               $ 38,688          $39,793        $ 35,450          $34,892
Real estate 1-4 family first mortgage                      12,398            1,425          11,496            1,311
Other real estate mortgage                                 19,178            1,438          16,668            1,302
Real estate construction                                    4,711            2,710           3,790            3,007
Consumer:
  Real estate 1-4 family junior lien mortgage              12,938            5,432          11,128            5,792
  Credit card                                               5,472           19,023           5,795           18,874
  Other revolving credit and monthly payment               16,656            4,646          15,809            6,236
                                                         --------          -------        --------          -------
   Total consumer                                          35,066           29,101          32,732           30,902
Lease financing                                             7,850               --           6,380               --
Foreign                                                     1,573              115           1,478               53
                                                         --------          -------        --------          -------
   Total loans (1)                                       $119,464          $74,582        $107,994          $71,467
                                                         ========          =======        ========          =======
-------------------------------------------------------------------------------------------------------------------

(1) Outstanding loan balances at December 31, 1999 and 1998 are net of unearned income, including net deferred loan fees, of $3,200 million and $2,967 million, respectively.

In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management may require a certain amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis (commitment).

A commitment to extend credit is a legally binding agreement to lend funds to a customer usually at a stated interest rate and for a specified purpose. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table above because a significant portion of those commitments are expected to expire without being drawn upon. Certain commitments are subject to loan agreements containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.

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

Standby letters of credit totaled $4,355 million and $3,332 million at December 31, 1999 and 1998, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing standby letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are net of participations sold to other institutions of $1,256 million in 1999 and $837 million in 1998.

Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $2,607 million and $2,188 million at December 31, 1999 and 1998, respectively. The Company also had commitments for commercial and similar letters of credit of $745 million and $691 million at December 31, 1999 and 1998, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee.

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

The determination of allocated reserves for portfolios of larger commercial and commercial real estate loans involves a review of individual higher-risk transactions, focusing on the accuracy of loan grading, assessments of specific loss content, and, in some cases, strategies for resolving problem credits. These considerations supplement the application of loss factors delineated by individual loan grade to the existing distribution of risk exposures, thus framing an assessment of inherent losses across the entire wholesale lending portfolio segment which is responsive to shifts in portfolio risk content. The loss factors used for this analysis have been derived from migration models which track actual portfolio movements from problem asset loan grades to loss over a 5 to 10 year period. In the case of pass loan grades, the loss factors are derived from analogous loss experience in public debt markets, calibrated to the long-term average loss experience of the Company's portfolios. The loan loss reserve allocations arrived at through this factor methodology are adjusted by management's judgment concerning the effect of recent economic events on portfolio performance.

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

While coverage of one year's losses is often adequate (particularly for homogeneous pools of loans and leases), the time period covered by the allowance may vary by portfolio, based on the Company's best estimate of the inherent losses in the entire portfolio as of the evaluation date. To mitigate the imprecision inherent in most estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. At December 31, 1999, the unallocated portion amounted to 44% of the total allowance, compared with 37% at December 31, 1998. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that continuously reviews loan quality and reports the results of its examinations to executive management and the Board of Directors. Such reviews also assist management in establishing the level of the allowance. Like all national banks, subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. These examinations occur throughout the year and target various activities of the subsidiary national banks, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the subsidiary national banks being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the FRB.

The Company considers the allowance for loan losses of $3,170 million adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit at December 31, 1999.

Changes in the allowance for loan losses were as follows:

-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                Year ended December 31,
                                                                        -------------------------------------------
                                                                            1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                               $ 3,134          $ 3,062           $ 3,059

Allowances related to
 business combinations, net                                                   40              144               168

Provision for loan losses                                                  1,045            1,545             1,140

Loan charge-offs:
  Commercial                                                                (382)            (261)             (357)
  Real estate 1-4 family first mortgage                                      (12)             (26)              (26)
  Other real estate mortgage                                                 (28)             (54)              (26)
  Real estate construction                                                    (2)              (3)               (5)
  Consumer:
    Real estate 1-4 family junior lien mortgage                              (33)             (31)              (37)
    Credit card                                                             (388)            (535)             (579)
    Other revolving credit and monthly payment                              (512)          (1,002)             (618)
                                                                         -------          -------            ------
      Total consumer                                                        (933)          (1,568)           (1,234)
  Lease financing                                                            (38)             (48)              (46)
  Foreign                                                                    (90)             (84)              (37)
                                                                         -------          -------            ------
        Total loan charge-offs                                            (1,485)          (2,044)           (1,731)
                                                                         -------          -------            ------
Loan recoveries:
  Commercial                                                                  86               82               105
  Real estate 1-4 family first mortgage                                        6               11                 9
  Other real estate mortgage                                                  37               78                62
  Real estate construction                                                     5                4                12
  Consumer:
    Real estate 1-4 family junior lien mortgage                               15                7                10
    Credit card                                                               46               56                61
    Other revolving credit and monthly payment                               214              163               144
                                                                         -------          -------            ------
      Total consumer                                                         275              226               215
  Lease financing                                                             12               12                13
  Foreign                                                                     15               14                10
                                                                         -------          -------            ------
        Total loan recoveries                                                436              427               426
                                                                         -------          -------            ------
           Total net loan charge-offs                                     (1,049)          (1,617)           (1,305)
                                                                         -------          -------            ------

BALANCE, END OF YEAR                                                     $ 3,170          $ 3,134           $ 3,062
                                                                         =======          =======           =======

Total net loan charge-offs as a percentage of
  average total loans                                                        .94%            1.52%             1.25%
                                                                         =======          =======           =======

Allowance as a percentage of total loans                                    2.65%            2.90%             2.88%
                                                                         =======          =======           =======
-------------------------------------------------------------------------------------------------------------------

In accordance with FAS 114, the table below shows the recorded investment in impaired loans by methodology used to measure impairment at December 31, 1999 and 1998:


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                                                        ---------------------------
                                                                                         1999                  1998
Impairment measurement based on:
   Collateral value method                                                               $174                  $229
   Discounted cash flow method                                                             74                    70
   Historical loss factors                                                                114                    89
                                                                                         ----                  ----
      Total (1)                                                                          $362                  $388
                                                                                         ====                  ====

-------------------------------------------------------------------------------------------------------------------

(1) Includes $196 million and $155 million of impaired loans with a related FAS 114 allowance of $43 million and $37 million at December 31, 1999 and 1998, respectively.

The average recorded investment in impaired loans during 1999, 1998 and 1997 was $371 million, $456 million and $513 million, respectively. Total interest income recognized on impaired loans during 1999, 1998 and 1997 was $7 million, $13 million and $15 million, respectively, which was primarily recorded using the cash method.

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

6.  PREMISES, EQUIPMENT, LEASE COMMITMENTS, INTEREST RECEIVABLE AND OTHER ASSETS

The following table presents comparative data for premises and equipment:

-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                                                    -------------------------------
                                                                                       1999                    1998
Land                                                                                 $  358                  $  357
Buildings                                                                             2,242                   2,135
Furniture and equipment                                                               2,480                   2,688
Leasehold improvements                                                                  719                     732
Premises leased under capital leases                                                     76                      80
                                                                                     ------                  ------
  Total                                                                               5,875                   5,992
Less accumulated depreciation and amortization                                        2,890                   2,862
                                                                                     ------                  ------
     Net book value                                                                  $2,985                  $3,130
                                                                                     ======                  ======
-------------------------------------------------------------------------------------------------------------------


Depreciation and amortization expense was $484 million, $491 million and $457 million in 1999, 1998 and 1997, respectively.

The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 1999:


--------------------------------------------------------------------------------------------------------------
(in millions)                                                      Operating leases             Capital leases
--------------------------------------------------------------------------------------------------------------
Year ended December 31,
2000                                                                         $  402                        $ 6
2001                                                                            334                          5
2002                                                                            269                          4
2003                                                                            197                          3
2004                                                                            162                          2
Thereafter                                                                      848                         17
                                                                             ------                        ---
Total minimum lease payments                                                 $2,212                         37
                                                                             ======

Executory costs                                                                                             (2)
Amounts representing interest                                                                               (5)
                                                                                                           ---
Present value of net minimum lease payments                                                                $30
                                                                                                           ===
--------------------------------------------------------------------------------------------------------------

Rental expense, net of rental income, for all operating leases was $377 million, $473 million and $441 million in 1999, 1998 and 1997, respectively.

The components of interest receivable and other assets at December 31, 1999 and 1998 were as follows:


-------------------------------------------------------------------------------------------------------------
(in millions)                                                                                     December 31,
-------------------------------------------------------------------------------------------------------------
                                                                                  1999                   1998
Nonmarketable equity investments                                               $ 3,347                $ 2,392
Trading assets                                                                   2,667                    760
Government National Mortgage Association
   (GNMA) pool buy outs                                                          1,516                  1,624
Interest receivable                                                              1,169                  1,062
Certain identifiable intangible assets                                             230                    212
Interest-earning deposits                                                          196                    113
Foreclosed assets                                                                  153                    148
Due from customers on acceptances                                                  103                    128
Other                                                                            5,967                  4,455
                                                                               -------                -------
     Total interest receivable and other assets                                $15,348                $10,894
                                                                               =======                =======
-------------------------------------------------------------------------------------------------------------


Noninterest income from nonmarketable equity investments accounted for using the cost method was $138 million, $151 million and $157 million in 1999, 1998 and 1997, respectively.

GNMA pool buy outs are advances made to GNMA mortgage pools that are guaranteed by the Federal Housing Administration or by the Department of Veterans Affairs (collectively, "the guarantors"). These advances are made to buy out government agency-guaranteed delinquent loans, pursuant to the Company's servicing agreements. The Company, on behalf of the guarantors, undertakes the collection and foreclosure process. After the foreclosure process is complete, the Company is reimbursed for substantially all costs incurred, including the advances, by the guarantors.

Trading assets consist predominantly of securities, including corporate debt and U.S. government agency obligations. A major portion of the increase at December 31, 1999, compared with December 31, 1998 was due to an increase in U.S. Treasury securities. Interest income from trading assets was $70 million, $99 million and $76 million in 1999, 1998 and 1997, respectively. Noninterest income from trading assets was $103 million, $206 million and $151 million in 1999, 1998 and 1997, respectively.

Amortization expense for certain identifiable intangible assets included in other assets was $46 million, $79 million and $74 million in 1999, 1998 and 1997, respectively.

7.  DEPOSITS

The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $27,670 million and $31,252 million at December 31, 1999 and 1998, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits are shown in the following table.


-------------------------------------------------------------------------------------
(in millions)                                                       December 31, 1999
2000                                                                          $22,249
2001                                                                            3,400
2002                                                                            1,100
2003                                                                              396
2004                                                                              287
Thereafter                                                                        238
                                                                              -------

Total                                                                         $27,670
                                                                              =======
-------------------------------------------------------------------------------------

Of the total above, the amount of time deposits with a denomination of $100,000 or more was $7,970 million and $8,053 million at December 31, 1999 and 1998, respectively. The contractual maturities of these deposits are shown in the following table.


------------------------------------------------------------------------------------
(in millions)                                                      December 31, 1999
Three months or less                                                          $2,977
After three months through six months                                          2,129
After six months through twelve months                                         1,924
After twelve months                                                              940
                                                                              ------

Total                                                                         $7,970
                                                                              ======

------------------------------------------------------------------------------------

Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $3,255 million and $746 million at December 31, 1999 and 1998, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $868 million and $678 million at December 31, 1999 and 1998, respectively.

8.  SHORT-TERM BORROWINGS

The table below shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.


---------------------------------------------------------------------------------------------------------------
                                                                   1999                1998                1997
(in millions)                                          -----------------  -----------------  ------------------
                                                         AMOUNT    RATE     Amount     Rate     Amount     Rate
---------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,
Commercial paper and other short-term borrowings        $17,211    6.06%   $ 9,553     5.26%   $ 6,456     5.73%
Federal funds purchased and securities sold under
   agreements to repurchase                              10,784    4.51      6,344     4.18      6,925     5.59
                                                        -------            -------             -------
     Total                                              $27,995    5.46    $15,897     4.83    $13,381     5.65
                                                        =======            =======             =======

YEAR ENDED DECEMBER 31,
AVERAGE DAILY BALANCE
Commercial paper and other short-term borrowings        $10,242    5.40%   $ 7,676     5.60%   $ 5,473     5.59%
Federal funds purchased and securities sold under
   agreements to repurchase                               8,114    4.57      6,778     5.11      5,889     5.17
                                                        -------            -------             -------
     Total                                              $18,356    5.04    $14,454     5.37    $11,362     5.37
                                                        =======            =======             =======

MAXIMUM MONTH-END BALANCE
Commercial paper and other short-term borrowings (1)    $17,211      NA    $10,236       NA    $ 6,456       NA
Federal funds purchased and securities sold under
   agreements to repurchase (2)                          10,784      NA     10,364       NA      8,722       NA

NA-Not applicable.
---------------------------------------------------------------------------------------------------------------

(1) Highest month-end balance in each of the last three years appeared in December 1999, October 1998 and December 1997, respectively.
(2) Highest month-end balance in each of the last three years appeared in December 1999, April 1998 and June 1997, respectively.

At December 31, 1999, the Company had available lines of credit totaling
$4.0 billion, of which $2.2 billion was obtained by a subsidiary, Norwest Financial. The remaining $1.8 billion was in the form of a revolving credit facility. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

9.  LONG-TERM DEBT

The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:


----------------------------------------------------------------------------------------------------------------------
                                                          Maturity              Interest
(in millions)                                             date                  rate(s)               1999        1998
----------------------------------------------------------------------------------------------------------------------
WELLS FARGO & COMPANY (PARENT ONLY)

SENIOR

Global Notes (1)                                          2002 - 2004           6.5% - 6.625%      $ 2,243      $   --
Global Notes                                              2001                  Various                747          --
Medium-Term Notes (1)                                     2000 - 2006           5.225% - 8.15%       3,993       3,275
Medium-Term Notes                                         2000 - 2027           6.75% - 7.75%          820       1,125
Floating-Rate Medium-Term Notes                           2000                  Various              2,100         700
Floating-Rate Euro Medium-Term Notes                      2001                  Various                300         300
Notes (1)                                                 2004                  6.00%                    1           2
Notes (1)                                                 2000                  6.00%                  200         202
ESOP Notes                                                1999                  8.52%                   --           4
                                                                                                   -------     -------

   Total senior debt - Parent                                                                       10,404       5,608
                                                                                                   -------     -------

SUBORDINATED

Notes                                                     2003                  6.625%                 199         200
Debentures                                                2023                  6.65%                  198         200
Other notes (1)                                           2000 - 2003           6.58% - 6.75%            3           2
                                                                                                   -------     -------

   Total subordinated debt - Parent                                                                    400         402
                                                                                                   -------     -------

     Total long-term debt - Parent                                                                  10,804       6,010
                                                                                                   -------     -------

WFC HOLDINGS CORPORATION

SENIOR

Floating-Rate Medium-Term Notes                           1999                  Various                 --         150
Medium-Term Notes (1)(2)                                  2001 - 2002           6.875% - 10.83%        221         228
Medium-Term Notes                                         2001 - 2002           9.04% - 10.9%           15          15
Notes payable by subsidiaries                                                                           51          51
Other notes and debentures                                2003                  8.5%                     4           4
Obligations of subsidiaries under capital leases (Note 6)                                               15          20
                                                                                                   -------     -------

   Total senior debt - WFC Holdings                                                                    306         468
                                                                                                   -------     -------

SUBORDINATED

Floating-Rate Notes (3)                                   2000                  Various                118         118
Capital Notes (4)                                         1999                  8.625%                  --         183
Notes                                                     2002                  8.75%                  195         195
Notes                                                     2002                  8.375%                 138         138
Notes                                                     2003                  6.875%                 150         150
Notes                                                     2003                  6.125%                 249         249
Notes (1)(2)                                              2004                  9.125%                 133         136
Notes (1)(2)                                              2004                  9.0%                    --         127
Notes (1)                                                 2006                  6.875%                 499         499
Notes (1)                                                 2006                  7.125%                 299         299
Notes                                                     2008                  6.25%                  199         199
Medium-Term Notes (1)                                     2001                  9.9% - 11.25%          127         127
Medium-Term Notes                                         2002                  9.375%                  30          30
Medium-Term Notes (1)                                     2013                  6.50% - 6.63%           50          50
                                                                                                   -------     -------

   Total subordinated debt - WFC Holdings                                                            2,187       2,500
                                                                                                   -------     -------

     Total long-term debt - WFC Holdings                                                             2,493       2,968
                                                                                                   -------     -------
NORWEST FINANCIAL, INC. AND ITS SUBSIDIARIES (NFI)
SENIOR
Notes                                                     2000 - 2009           5.125% - 8.65%       4,511       4,341
Floating-Rate Notes                                       2000                  Various                550          --
Floating-Rate Medium-Term Notes                           2001                  Various                 21          --
Medium-Term Notes                                         2000 - 2008           4.9% - 6.54%           832         932
                                                                                                   -------     -------

     Total long-term debt - NFI                                                                      5,914       5,273
                                                                                                   -------     -------

OTHER CONSOLIDATED SUBSIDIARIES
SENIOR
Federal Home Loan Bank (FHLB) Notes and Advances (5)      2000 - 2027           3.15% - 8.38%          345       2,768
Floating-Rate FHLB Advances (5)                           2000 - 2011           6.391% - 6.47%       3,775       2,655
Notes                                                     2000                  12.25%                   1           1
Other notes and debentures                                2000 - 2015           3.00% - 10.00%          28          18
Capital lease obligations (Note 6)                                                                      15          16
                                                                                                   -------     -------

   Total long-term debt - other consolidated subsidiaries                                            4,164       5,458
                                                                                                   -------     -------

     Total consolidated long-term debt                                                             $23,375     $19,709
                                                                                                   =======     =======

----------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month or six-month LIBOR rate.
(2) The interest rate swap agreement for these Notes is callable by the counterparty prior to the maturity of the Notes.
(3) Notes are currently redeemable in whole or in part, at par, or at any time in the event withholding taxes are imposed by the United States.
(4)   Mandatory Equity Notes.
(5) The maturities of the FHLB advances are determined quarterly, based on the outstanding balance, the then current LIBOR rate, and the maximum life of the advance. Advances maturing within the next year are expected to be refinanced, extending the maturity of such borrowings beyond one year.

At December 31, 1999, the principal payments, including sinking fund payments, on long-term debt are due as noted in the following table.


       -------------------------------------------------
       (in millions)         Parent              Company
       -------------------------------------------------
       2000                 $ 4,400              $ 8,988
       2001                   1,550                2,595
       2002                   1,275                2,637
       2003                     390                1,819
       2004                   1,501                2,615
       Thereafter             1,688                4,721
                            -------              -------
       Total                $10,804              $23,375
                            =======              =======
       -------------------------------------------------


The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. The Company was in compliance with the provisions of those borrowing agreements at December 31, 1999.

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED
    DEBENTURES

The Company established special purpose trusts in 1996 and 1997 for the purpose of issuing trust preferred securities. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of WFC Holdings Corporation (WFC Holdings). Concurrent with the issuance of the preferred securities by the trusts, WFC Holdings issued guarantees for the benefit of the security holders. These trust preferred securities provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. WFC Holdings owns all of the common securities of the five trusts. Those common securities and debentures, along with the related income effects, are eliminated within the consolidated financial statements. The preferred securities issued by the trusts rank senior to the common securities. The obligations of WFC Holdings under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by WFC Holdings of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all other liabilities of WFC Holdings. The Parent guarantees the obligations of WFC Holdings.

The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, pursuant to the terms of the Trust Agreement. The table on the next page summarizes the outstanding preferred securities issued by each special purpose trust and the debentures issued by WFC Holdings to each trust as of December 31, 1999:


--------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                         Trust preferred securities and debentures         Interest
                       Trust preferred securities     Principal       -----------------------------------------          payable/
                       --------------------------    balance of                   Stated             Annualized     distribution
Trust name              Issuance date      Amount    debentures                 maturity            coupon rate         dates (1)
--------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Capital A   November 1996        $ 85          $ 94         December 1, 2026                   8.13%   Semi-annual -
                                                                                                                      June 1 and
                                                                                                                      December 1

Wells Fargo Capital B   November 1996         153           159         December 1, 2026                   7.95%   Semi-annual -
                                                                                                                      June 1 and
                                                                                                                      December 1

Wells Fargo Capital C   November 1996         186           194         December 1, 2026                   7.73%   Semi-annual -
                                                                                                                      June 1 and
                                                                                                                      December 1

Wells Fargo Capital I   December 1996         212           224        December 15, 2026                   7.96%   Semi-annual -
                                                                                                                     June 15 and
                                                                                                                     December 15

Wells Fargo Capital II   January 1997         149 (2)       155         January 30, 2027             LIBOR + .5%     Quarterly -
                                             ----                                                                    January 30,
                                                                                                                       April 30,
                                                                                                                     July 30 and
                                                                                                                      October 30
       Total                                 $785
                                             ====
------------------------------------------------------------------------------------------------------------------------------------

(1) All distributions are cumulative.
(2) Net of discount of $1 million.

On or after December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and on or after January 2007 for Wells Fargo Capital II, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of WFC Holdings, subject to FRB approval, at declining redemption prices. Prior to December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and prior to January 2007 for Wells Fargo Capital II, the securities may be redeemed at the option of WFC Holdings on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of WFC Holdings or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, WFC Holdings has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

11. PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, both without par value. All preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. No preference shares have been issued under this authorization.

The following table is a summary of preferred stock:


----------------------------------------------------------------------------------------------------------------------------------
                                                   Shares issued       Carrying amount                          Dividends declared
                                                 and outstanding          (in millions)                               (in millions)
                                          ----------------------      ----------------          Adjustable  ----------------------
                                                     December 31,          December 31,      dividend rate  Year ended December 31,
                                          ----------------------      ----------------  ------------------  ----------------------
                                               1999         1998        1999      1998  Minimum    Maximum    1999     1998   1997
----------------------------------------------------------------------------------------------------------------------------------
Adjustable-Rate Cumulative, Series B
  (Liquidation preference $50)            1,500,000    1,500,000        $ 75      $ 75      5.5%      10.5%    $ 4      $ 4    $ 4

8-7/8% Cumulative, Series D                      --           --          --        --               --         --       --      3
  (Liquidation preference $500) (1)

9% Cumulative, Series G                          --           --          --        --    --         --         --       --      5
  (Liquidation preference $200) (2)

6.59%/Adjustable-Rate Noncumulative
  Preferred Stock, Series H
  (Liquidation preference $50) (3)        4,000,000    4,000,000         200       200      7.0       13.0      13       13     13

Cumulative Tracking (4)
  (Liquidation preference $200)                  --      980,000          --       196    --         --         18       18     18

1999 ESOP Cumulative Convertible
  (Liquidation preference $1,000)            22,263           --          22        --    10.30      11.30      --       --     --

1998 ESOP Cumulative Convertible
  (Liquidation preference $1,000)             8,386        8,740           8         9    10.75      11.75      --       --     --

1997 ESOP Cumulative Convertible
  (Liquidation preference $1,000)            10,839       19,698          11        20     9.50      10.50      --       --     --

1996 ESOP Cumulative Convertible
  (Liquidation preference $1,000)            12,011       22,068          12        22     8.50       9.50      --       --     --

1995 ESOP Cumulative Convertible
  (Liquidation preference $1,000)            11,990       20,130          12        20     10.0       10.0      --       --     --

ESOP Cumulative Convertible
  (Liquidation preference $1,000)             3,732        9,726           4        10      9.0        9.0      --       --     --

Unearned ESOP shares (5)                         --           --         (73)      (84)      --         --      --       --     --

Less:  Cumulative Tracking
  held by subsidiary
  (Liquidation preference $200)                  --       25,000          --         5       --         --      --       --     --
                                          ---------   ----------        ----      ----                         ---      ---    ---

  Total                                   5,569,221    6,535,362        $271      $463                         $35      $35    $43
                                          =========   ==========        ====      ====                         ===      ===    ===

------------------------------------------------------------------------------------------------------------------------------------

(1) In March 1997, the Company redeemed all $175 million (350,000 shares) of its Series D preferred stock.
(2) In May 1997, the Company redeemed all $150 million (750,000 shares) of its Series G preferred stock.
(3) Annualized dividend rate is 6.59% through October 1, 2001, after which the rate will become adjustable, subject to the minimum and maximum rates disclosed.
(4) In December 1999, the Company redeemed all $196 million (980,000 shares) of its Cumulative Tracking preferred stock.
(5) In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends declared, see Note 12.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5% during 1999, 1998 and 1997.

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

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK All shares of the Company's 1999, 1998, 1997, 1996 and 1995 ESOP Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (formerly known as the Norwest Corporation Savings Investment Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to 11.75 percent, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the Plan is converted into shares of common stock of the Company based on the stated value of the ESOP Preferred Stock and the then current market price of the Company's common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. The ESOP Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Company at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends and (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

12. COMMON STOCK AND STOCK PLANS

COMMON STOCK

The table below summarizes common stock reserved, issued and authorized as of December 31, 1999:


--------------------------------------------------------------------------------------------------
                                                                                  Number of shares
--------------------------------------------------------------------------------------------------
Convertible subordinated debentures and warrants (1)                                    19,956,960
Dividend reinvestment and common stock purchased plans                                   1,903,252
Director plans                                                                           1,699,335
Employee stock plans                                                                   222,736,432
                                                                                     --------------
  Total shares reserved                                                                246,295,979
Shares issued                                                                        1,666,095,265
Shares not reserved                                                                  2,087,608,756
                                                                                     -------------

    Total shares authorized                                                          4,000,000,000
                                                                                     =============
--------------------------------------------------------------------------------------------------

(1) Includes warrants issued by the Company to subsidiaries to purchase shares of the Company's common stock as follows: 8,928,172 shares at $42.50 per share in 1996 and 11,000,176 shares at $37.50 per share in 1995.

Each share of the Company's common stock includes one preferred share purchase right. These rights will become exercisable only if a person or group acquires or announces an offer to acquire 15 percent or more of the Company's common stock. When exercisable, each right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock at a price of $160 for each one one-thousandth of a preferred share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's common stock or shares in an "acquiring entity" at one-half of the then current market value. The Company will generally be entitled to redeem the rights at one cent per right at any time before they become exercisable. The rights will expire on November 23, 2008, unless extended, previously redeemed or exercised. The Company has reserved 1.7 million shares of preferred stock for issuance upon exercise of the rights.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLANS

The Company's dividend reinvestment and common stock direct purchase plans permit participants to purchase at fair market value shares of the Company's common stock by reinvestment of dividends and/or optional cash payments, subject to the terms of the plan.

DIRECTOR PLANS

Under the Company's director plans, non-employee directors receive stock as part of their annual retainer. Another plan provides for annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after six months and may be exercised until the tenth anniversary of the date of grant. Compensation expense for the options is measured as the quoted market price of the stock at the date of grant less the exercise price and is accrued over the vesting period.

EMPLOYEE STOCK PLANS

LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Except as otherwise permitted under the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire a "reload" stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a reload option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 1999 was 86,332,969.

Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally over three to five years after the restricted shares or restricted share rights were granted. Upon grant of the restricted shares or restricted share rights, holders generally are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on common stock equal to the number of restricted shares or restricted share rights. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 1999, 1998 and 1997, 204,868, 371,560 and 280,020 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date fair value of $43.24, $37.72 and $30.89, respectively. As of December 31, 1999, 1998 and 1997, there were 2,423,999, 3,086,500 and 2,084,540 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $21 million, $9 million and $11 million in 1999, 1998 and 1997, respectively.

In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, the Company adopted the Best Practices PARTNERSHARES-Registered Trademark- Plan, a broad-based employee stock option plan covering full-and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock issuable under the plan as of December 31, 1999, was 62,000,000, including 23,410,400 shares available for grant. Options granted under the PARTNERSHARES Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. No compensation expense has been recorded for the oustanding options, as the exercise prices were equal to or higher than the quoted market price of the Company's common stock at the respective dates of grant.

The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 1999:


-------------------------------------------------------------------------------------------------------------------
                                       Director Plans      Long-Term Incentive Plans              Broad-Based Plans (5)
                            -------------------------    ---------------------------      -------------------------
                               Number        Weighted-       Number         Weighted-         Number      Weighted-
                                              average                        average                        average
                                             exercise                       exercise                       exercise
                                                price                          price                          price
-------------------------------------------------------------------------------------------------------------------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1996             444,620          $13.01      49,102,252         $12.59      10,774,060        $17.42
                             --------                     -----------                     ----------
1997:
   Granted                    103,890 (1)       23.49      29,985,212 (2)(3)   30.31      23,678,530 (4)     30.11
   Canceled                        --              --      (1,356,735)         22.89      (3,935,110)        17.93
   Exercised                  (29,230)           9.87     (14,801,394)         10.30      (5,275,570)        17.57
                             --------                     -----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1997             519,280           15.28      62,929,335          21.34      25,241,910         29.21
                             --------                     -----------                     ----------
1998:
   Granted                     84,860 (1)       34.38       9,695,931 (2)(3)   36.25      21,295,860 (4)     37.29
   Canceled                        --              --      (1,521,074)         27.08      (2,866,310)        31.22
   Exercised                 (102,610)          11.72     (10,330,783)         15.50      (1,865,480)        21.40
                             --------                     -----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1998             501,530           19.24      60,773,409          24.58      41,805,980         33.60
                             --------                     -----------                     ----------
1999:
   Granted                     38,253 (1)       42.60      16,817,089 (2)(3)   38.61              --            --
   Canceled                        --              --      (2,158,873)         27.70      (7,836,842)        34.76
   Exercised                  (75,390)          16.32     (12,360,988)         19.77      (1,454,838)        24.40
                             --------                     ------------                    ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1999             464,393          $21.64      63,070,637         $29.15      32,514,300        $33.72
                             ========          ======     ===========         ======      ==========        ======
Outstanding options
exercisable as of:
   December 31, 1997          417,920          $13.23      33,930,575         $14.12       3,315,200       $ 16.90
   December 31, 1998          434,020           17.29      35,990,530          19.57       3,255,200         22.05
   DECEMBER 31, 1999          463,300           21.60      37,361,257          24.92       1,646,500         17.64
-------------------------------------------------------------------------------------------------------------------

(1) The weighted-average per share fair value of options granted was $12.09, $11.85 and $10.26 for 1999, 1998 and 1997, respectively.
(2) The weighted-average per share fair value of options granted was $9.50, $7.40 and $5.08 for 1999, 1998 and 1997, respectively.
(3) Includes 2,285,910, 2,094,111 and 2,687,762 reload grants at December 31,
    1999, 1998 and 1997, respectively.
(4) The weighted-average per share fair value of options granted was $5.42 and $4.92 for 1998 and 1997, respectively.
(5) Activity for broad-based plans in 1999, 1998 and 1997 includes the options related to the Employee Stock Purchase Plan, which was discontinued in 1999.

The following table is a summary of selected information for the Company's stock option plans described on the preceding page:


-----------------------------------------------------------------------------------------------------
                                                                                    December 31, 1999
                                               ------------------------------------------------------
                                                   Weighted-
                                                    average                                  Weighted-
                                                  remaining                                   average
                                                contractual                                  exercise
                                              life (in yrs.)              Number                price
-----------------------------------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
DIRECTOR PLANS
     $.10
         Options outstanding/exercisable                2.9               19,910               $  .10
     $4.46-$7.83
         Options outstanding/exercisable                1.8               50,000                 6.94
     $7.84-$13.48
         Options outstanding/exercisable                3.0               54,890                10.62
     $13.49-$16.00
         Options outstanding/exercisable                5.2               89,210                15.07
     $16.01-$25.04
         Options outstanding/exercisable                6.6               82,510                23.70
     $25.05-$38.29
         Options outstanding/exercisable                7.8              129,620                32.31
     $38.30-$51.00
         Options outstanding                            9.3               38,253                42.60
         Options exercisable                                              37,160                42.69
LONG-TERM INCENTIVE PLANS
     $2.24-$3.36
         Options outstanding/exercisable                1.5               73,330                 2.49
     $3.37-$5.06
         Options outstanding/exercisable                6.5              117,564                 4.36
     $5.07-$7.60
         Options outstanding                            2.1            2,124,574                 7.30
         Options exercisable                                           2,115,774                 7.30
     $7.61-$11.41
         Options outstanding/exercisable                2.9            1,895,482                10.61
     $11.42-$17.13
         Options outstanding                            4.1            7,959,825                13.90
         Options exercisable                                           7,791,391                13.86
     $17.14-$25.71
         Options outstanding                            5.1            3,532,869                20.36
         Options exercisable                                           3,510,439                20.34
     $25.72-$38.58
         Options outstanding                            8.0           43,369,877                33.42
         Options exercisable                                          18,949,401                31.30
     $38.59-$57.89
         Options outstanding                            7.5            3,997,116                42.66
         Options exercisable                                           2,907,876                42.09
BROAD-BASED PLANS
     $16.56-$24.84
         Options outstanding/exercisable                6.6            1,542,500                16.56
     $24.85-$37.81
         Options outstanding                            8.3           30,971,800                34.58
         Options excercisable                                            104,000                33.61
-----------------------------------------------------------------------------------------------------

In accordance with FAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the
Company has elected to continue applying the provisions of Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for the stock plans described above. Had compensation cost for those stock plans been determined based on the (optional) fair value method established by FAS 123, the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated below.


-----------------------------------------------------------------------------
                                                       Year ended December 31,
(in millions, except per                      -------------------------------
common share amounts)                            1999        1998        1997
-----------------------------------------------------------------------------
Net income
      As reported                              $3,747      $1,950      $2,499
      Pro forma (1)                             3,650       1,867       2,448
Earnings per common share
      As reported                              $ 2.26      $ 1.18      $ 1.50
      Pro forma (1)                              2.20        1.13        1.43
Diluted earnings per common share
      As reported                              $ 2.23      $ 1.17      $ 1.48
      Pro forma (1)                              2.17        1.12        1.42
-----------------------------------------------------------------------------

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

The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 1999, 1998 and 1997: expected dividend yield ranging from 1.4% to 2.2%; expected volatility ranging from 20.0% to 29.0%; risk-free interest rates ranging from 5.3% to 7.8% and expected life ranging from 1 to 5.4 years.

EMPLOYEE STOCK OWNERSHIP PLAN The 401(k) Plan (formerly known as the Savings Investment Plan (SIP)), is a defined contribution employee stock ownership plan
(ESOP) under which the 401(k) Plan may borrow money to purchase the Company's common or preferred stock. Beginning in 1994, the Company has loaned money to the 401(k) Plan which has been used to purchase shares of the Company's ESOP Preferred Stock. As ESOP Preferred Stock is released and converted into common shares, compensation expense is recorded equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock are recorded as a reduction of retained earnings and the shares are considered outstanding for purposes of earnings per share computations. Dividends on the unallocated ESOP Preferred Stock are not recorded as a reduction of retained earnings, and the shares are not considered to be common stock equivalents for purposes of earnings per share computations. Loan principal and interest payments are made from the Company's contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

In 1989, the Company loaned money to the 401(k) Plan which was used to purchase shares of the Company's common stock (the 1989 ESOP shares). The Company accounts for the 1989 ESOP shares in accordance with AICPA Statement of Position 76-3, ACCOUNTING PRACTICES FOR CERTAIN EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the Company's ESOP loan to the 401(k) Plan related to the purchase of the 1989 ESOP shares was recorded as a reduction of stockholders' equity, and compensation expense based on the cost of the shares was recorded as shares were released and allocated to participants' accounts. The loan from the Company to the 401(k) Plan was repaid in 1999. Interest income on all of these loans was $.1 million in 1999 and $1 million in 1998 and 1997 and was recorded as a reduction in employee benefits expense. The 1989 ESOP shares are considered outstanding for purposes of earnings per share computations and dividends on the shares are recorded as a reduction to retained earnings.

The Company issued Series A and B ESOP Notes in the market place in connection with the purchase of common shares. Series B ESOP matured April 26, 1999 and Series A matured in 1996. Total interest expense on the Series B ESOP Notes was $.1 million in 1999 and $1 million in 1998 and 1997. Total dividends paid to the 401(k) Plan on ESOP shares were as follows:


-------------------------------------------------------------------
(in millions)                                Year ended December 31,
                                           ------------------------
                                           1999      1998      1997
-------------------------------------------------------------------
ESOP Preferred Stock:
      Common dividends                      $ 7       $ 6       $ 4
      Preferred dividends                    11         9         4
1989 ESOP shares:
      Common dividends                       11        11        11
                                            ---       ---       ---
Total                                       $29       $26       $19
                                            ===       ===       ===
----------------------------------------------------------------------

The ESOP shares as of December 31, 1999, 1998 and 1997 were as follows:


--------------------------------------------------------------------------------------
                                                                           December 31,
                                       -----------------------------------------------
                                             1999               1998              1997
--------------------------------------------------------------------------------------
ESOP Preferred Stock:
    Allocated shares (common)          10,784,773          8,592,898         7,793,681
    Unreleased shares (preferred)          69,221             80,362            76,405
1989 ESOP shares:
    Allocated shares                   13,016,033         15,018,861        15,555,673
    Unreleased shares                      76,070            320,285         1,053,925
Fair value of unearned
    ESOP shares (in millions)         $        69        $        80       $        76
--------------------------------------------------------------------------------------

13. EMPLOYEE BENEFITS AND OTHER EXPENSES

EMPLOYEE BENEFITS

The Company provides a noncontributory defined benefit retirement cash balance plan (the Cash Balance Plan) that covers eligible employees. On July 1, 1999, the Norwest Corporation Pension Plan was converted to the Cash Balance Plan. At the same time, the First Interstate Bancorp Retirement Plan was merged into the Cash Balance Plan.

Under the Cash Balance Plan, eligible employees' Cash Balance Plan accounts receive a compensation credit based on a certain percentage of their certified compensation. The compensation credit percentage is based on age and years of service. In addition, participants receive investment credits on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completion of five years of vesting service. Pension benefits accrued prior to the conversion to the Cash Balance Plan are guaranteed. In addition, certain employees are eligible for a special transition benefit.

Effective July 1, 1999, the SIP was renamed the Wells Fargo & Company 401(k) Plan (the 401(k) Plan) and the former Wells Fargo Tax Advantage and Retirement Plan merged into the 401(k) Plan. Under the 401(k) Plan, eligible employees who have completed one month of service are eligible to contribute up to 18% of their pretax certified compensation, although a lower limit may be applied to certain employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a dollar for dollar match up to 6% of an employee's certified compensation. The Company's matching contributions are generally subject to a four-year vesting schedule. As of June 30, 1999, eligible employees from the former Wells Fargo were 100% vested in the matching contributions under the 401(k) Plan.

The Company provides health care and life insurance benefits for certain retired employees and reserves the right to terminate or amend any of the benefits described above at any time.

The following table shows the changes in the benefit obligation and the fair value of plan assets during 1999 and 1998 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 1999 and 1998 for the Company's defined benefit pension and other postretirement benefit plans:


-----------------------------------------------------------------------------------------------------------------
(in millions)                                                                                         December 31,
                                                             ----------------------------------------------------
                                                                                1999                         1998
                                                             -----------------------       ----------------------
                                                              PENSION          OTHER        Pension         Other
                                                             BENEFITS       BENEFITS       benefits      benefits
-----------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                        $2,487         $ 536          $2,141         $ 457
Service cost                                                      110            24              67            18
Interest cost                                                     132            34             151            33
Plan participants' contributions                                   --             6              --             5
Amendments                                                         17            (3)              1            --
Plan mergers                                                        7            --              --            --
Actuarial loss                                                   (297)           (6)            231            58
Acquisitions                                                       --            --               5            --
Benefits paid                                                    (105)          (37)           (109)          (35)
                                                               ------          ----          ------         -----
Benefit obligation at end of year                              $2,351         $ 554          $2,487         $ 536
                                                               ======          ====          ======         =====

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 $2,548         $ 218          $2,521         $ 140
Actual return on plan assets                                      224             5             115            12
Plan mergers                                                       12            --              --            --
Acquisitions                                                       --            --               4            --
Employer contribution                                              24            17              17            96
Plan participants' contributions                                   --             6              --             5
Benefits paid                                                    (105)          (37)           (109)          (35)
                                                               ------         -----          ------         -----
Fair value of plan assets at end of year                       $2,703         $ 209          $2,548         $ 218
                                                               ======         =====          ======         =====

Funded status                                                  $  352         $(345)         $   61        $ (318)
Unrecognized net actuarial gain                                  (382)           --             (48)           (5)
Unrecognized net transition asset                                  (2)            1              (7)           --
Unrecognized prior service cost                                    17            (2)              7             1
                                                               ------         -----          ------        ------
Prepaid (accrued) benefit cost                                 $  (15)        $(346)         $   13        $ (322)
                                                               ======         =====          =======       ======
-----------------------------------------------------------------------------------------------------------------

The weighted-average assumptions used in calculating the amounts above were:


-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                             --------------------------------------------------------------------------------------
                                                 1999                           1998                           1997
                             ------------------------       ------------------------      -------------------------
                              PENSION           OTHER         Pension          Other        Pension           Other
                             BENEFITS        BENEFITS        benefits       benefits       benefits        benefits
-------------------------------------------------------------------------------------------------------------------
Discount rate                     7.5%            7.5%            6.5%           6.5%           7.0%      6.9 - 7.0%
Expected return
   on plan assets                 9.0%            9.0%      8.5 - 9.0%           9.0%     8.5 - 9.0%            5.4%
Rate of compensation
   increase                       5.0%             --%            5.0%            --%           5.0%             --%
-------------------------------------------------------------------------------------------------------------------


The following table sets forth the components of net periodic benefit cost for 1999, 1998 and 1997:


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                Year ended December 31,
                                                  -----------------------------------------------------------------
                                                                  1999                   1998                  1997
                                                  --------------------   --------------------   -------------------
                                                    PENSION      OTHER    Pension       Other    Pension      Other
                                                   BENEFITS   BENEFITS   benefits    benefits   benefits   benefits
-------------------------------------------------------------------------------------------------------------------
Service cost                                          $ 110        $24      $  67        $ 18      $  49      $  14
Interest cost                                           132         34        151          33        141         29
Expected return on plan assets                         (186)        (6)      (205)        (11)      (174)       (10)
Recognized net actuarial (gain) loss (1)                 (3)        (8)        21          (1)        13         (9)
Amortization of prior service cost                        2         --          1          --          1         --
Amortization of unrecognized transition asset            (2)        --         (2)         --         (2)        --
                                                      -----        ---      -----        ----      -----      -----
   Net periodic benefit cost                          $  53        $44      $  33        $ 39      $  28      $  24
                                                      =====        ===      =====        ====      =====      =====
-------------------------------------------------------------------------------------------------------------------

(1) Net actual (gain) loss is generally amortized over five years.

Accounting for the postretirement health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 8.5% to 9.3% for HMOs and 8.5% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 2000. By 2006 and thereafter, rates were assumed at 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 1999 by $34.0 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1999 by $2.6 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 1999 by $31.7 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1999 by $2.4 million.

Expenses for defined contribution retirement plans were $150 million, $174 million and $174 million in 1999, 1998 and 1997, respectively.

OTHER EXPENSES

The table below shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                          -------------------------------------
                                           1999             1998           1997
-------------------------------------------------------------------------------
Contract services                          $465             $342           $271
Outside professional services               372              391            262
Outside data processing                     279              250            217
Telecommunications                          261              252            241
Travel and entertainment                    249              212            188
Advertising and promotion                   238              237            202
Postage                                     223              228            210
Donations                                    48              257             44
-------------------------------------------------------------------------------

14. INCOME TAXES


The following is a summary of the components of income tax expense applicable to income before income taxes:


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                               ---------------------------------------
                               1999              1998             1997
----------------------------------------------------------------------
Current:
  Federal                    $  599            $1,201           $1,242
  State and local                43               272              246
  Foreign                        53                (1)              33
                             ------            ------           ------
                                695             1,472            1,521
                             ------            ------           ------
Deferred:
  Federal                     1,324               (82)             147
  State and local               182               (32)              37
  Foreign                        --               (15)             (11)
                             ------            ------           ------
                              1,506              (129)             173
                             ------            ------           ------
     Total                   $2,201            $1,343           $1,694
                             ======            ======           ======
----------------------------------------------------------------------


The Company's tax benefit related to the exercise of employee stock options that were allocated to stockholders' equity was $79 million, $90 million and $93 million for 1999, 1998 and 1997, respectively.

The Company had a net deferred tax liability of $1,943 million and $177 million at December 31, 1999 and 1998, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:


--------------------------------------------------------------------
(in millions)                                 Year ended December 31,
                                            ------------------------
                                                1999           1998
--------------------------------------------------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses                 $ 1,311         $1,143
   Net tax-deferred expenses                     788          1,325
   Other                                         126            271
                                             -------         ------
      Total deferred tax assets                2,225          2,739
                                             -------         ------

DEFERRED TAX LIABILITIES
   Core deposit intangible                       428            498
   Leasing                                       976            878
   Mark to market                                800            201
   Mortgage servicing                          1,237            871
   FAS 115 adjustment                            447            278
   Other                                         280            190
                                             -------         ------
      Total deferred tax liabilities           4,168          2,916
                                             -------         ------

NET DEFERRED TAX LIABILITY                   $(1,943)        $ (177)
                                             =======         ======
-------------------------------------------------------------------

The Company has determined that it is not required to establish a valuation reserve for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $3.5 billion in the carryback period, substantial state taxable income in the carryback period, as well as a history of growth in earnings and the prospects for continued growth.

The deferred tax liability related to unrealized gains and losses on securities available for sale had no impact on 1999, 1998 or 1997 income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

The following table is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:


----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                         Year ended December 31,
                                                        --------------------------------------------------------------------
                                                                        1999                     1998                   1997
                                                        --------------------     --------------------     ------------------
                                                        AMOUNT             %     Amount             %     Amount           %
----------------------------------------------------------------------------------------------------------------------------

Statutory federal income tax expense and rate           $2,082         35.0%     $1,153         35.0%      $1,468       35.0%
Change in tax rate resulting from:
   State and local taxes on income, net of
     federal income tax benefit                            146          2.5         156          4.7          162        3.8
   Amortization of goodwill not
     deductible for tax return purposes                    128          2.1         125          3.8          151        3.6
   Tax exempt income                                       (65)        (1.1)        (57)        (1.7)         (37)       (.9)
   Other                                                   (90)        (1.5)        (34)        (1.0)         (50)      (1.1)
                                                        ------         ----      ------         ----       ------       ----

     Effective income tax expense and rate              $2,201         37.0%     $1,343         40.8%      $1,694       40.4%
                                                        ======         ====      ======         ====       ======       ====

----------------------------------------------------------------------------------------------------------------------------

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

15. EARNINGS PER COMMON SHARE

The table below shows dual presentation of earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

------------------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                                                     Year ended December 31,
                                                                       -------------------------------------------
                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------

Net income                                                             $  3,747         $  1,950          $  2,499
Less: Preferred stock dividends                                              35               35                43
                                                                       --------         --------          --------
Net income applicable to common stock                                  $  3,712         $  1,915          $  2,456
                                                                       ========         ========          ========
EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  3,712         $  1,915          $  2,456
                                                                       ========         ========          ========
Average common shares outstanding (denominator)                         1,645.6          1,621.5           1,634.6
                                                                       ========         ========          ========
Per share                                                              $   2.26         $   1.18          $   1.50
                                                                       ========         ========          ========
DILUTED EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  3,712         $  1,915          $  2,456
                                                                       ========         ========          ========
Average common shares outstanding                                       1,645.6          1,621.5           1,634.6
Add:   Stock options                                                       18.0             18.3              20.6
       Restricted share rights                                              1.6              2.0               2.6
                                                                       --------         --------          --------
Diluted average common shares outstanding
    (denominator)                                                       1,665.2          1,641.8           1,657.8
                                                                       ========         ========          ========
Per share                                                              $   2.23         $   1.17          $   1.48
                                                                       ========         ========          ========
------------------------------------------------------------------------------------------------------------------

16. COMPREHENSIVE INCOME

The following table presents the components of other comprehensive income and the related tax effect allocated to each component:


------------------------------------------------------------------------------------------------------------------
(in millions)                                                                Before              Tax        Net of
                                                                                tax           effect           tax
                                                                             amount
------------------------------------------------------------------------------------------------------------------
1997:
Translation adjustments                                                       $   1             $ --          $  1
                                                                              -----             ----          ----
Net unrealized gains on securities available for sale
    arising during the year                                                     339              133           206
Reclassification of net losses (gains) on
    securities available for sale included in net income                        (99)             (40)          (59)
                                                                              -----             ----          ----
Net unrealized gains arising during the year                                    240               93           147
                                                                              -----             ----          ----
Other comprehensive income                                                    $ 241             $ 93          $148
                                                                              =====             ====          ====
1998:
Translation adjustments                                                       $  (6)            $ (2)         $ (4)
                                                                              -----             ----          ----
Net unrealized gains on securities available for sale
    arising during the year                                                     172               68           104
Reclassification of net losses (gains) on
    securities available for sale included in net income                       (169)             (68)         (101)
                                                                              -----             ----          ----
Net unrealized gains arising during the year                                      3               --             3
                                                                              -----             ----          ----
Other comprehensive income                                                    $  (3)            $ (2)         $ (1)
                                                                              =====             ====          ====
1999:
Translation adjustments                                                       $   6             $  2          $  4
                                                                              -----             ----          ----
Net unrealized gains on securities available for sale
    arising during the year                                                     445              169           276
Reclassification of net losses (gains) on
    securities available for sale included in net income                        241               92           149
                                                                              -----             ----          ----
Net unrealized gains arising during the year                                    686              261           425
                                                                              -----             ----          ----
Other comprehensive income                                                    $ 692             $263          $429
                                                                              =====             ====          ====

------------------------------------------------------------------------------------------------------------------

The following table presents cumulative other comprehensive income balances:


---------------------------------------------------------------------------------------
(in millions)                                                                Cumulative
                                  Translation       Net unrealized                other
                                  adjustments             gains on        comprehensive
                                                        securities               income
---------------------------------------------------------------------------------------
Balance, December 31, 1996               $(11)                $327                $316
                                         ----                 ----                ----

    Net change                              1                  147                 148
                                         ----                 ----                ----
Balance, December 31, 1997                (10)                 474                 464
                                         ----                 ----                ----

    Net change                             (4)                   3                  (1)
                                         ----                 ----                ----
Balance, December 31, 1998                (14)                 477                 463
                                         ----                 ----                ----

    NET CHANGE                              4                  425                 429
                                         ----                 ----                ----
BALANCE, DECEMBER 31, 1999               $(10)                $902                $892
                                         ====                 ====                ====

---------------------------------------------------------------------------------------

17. OPERATING SEGMENTS

The Company has identified four lines of business for the purposes of management reporting: Community Banking, Wholesale Banking, Norwest Mortgage and Norwest Financial. The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and somewhat subjective. Unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated to allow comparability.

THE COMMUNITY BANKING GROUP offers a complete line of diversified financial products and services to individual consumers and small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance and securities brokerage through affiliates and venture capital financing. This includes WELLS FARGO FUNDS-SM-, a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equipment and transportation (auto, recreational vehicle, marine) loans as well as equity lines and loans. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs) and time deposits.

Community Banking provides access to customers through a wide range of channels, which encompass a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Additionally, 24-hour telephone service is provided by PHONEBANK-SM- centers and the National Business Banking Center. Online banking services include the Wells Fargo Internet Services Group and BUSINESS GATEWAY-Registered Trademark-, a personal computer banking service exclusively for the small business customer.

THE WHOLESALE BANKING GROUP serves businesses with annual sales in excess of $10 million and maintains relationships with major corporations throughout the United States. Wholesale Banking provides a complete line of commercial and corporate banking services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, foreign exchange services, cash management, investment management and electronic products. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Capital Markets Group. Its business includes senior loan financing, mezzanine financing, financing for leveraged transactions, purchasing distressed real estate loans and high yield debt, origination of permanent loans for securitization, loan syndications, real estate brokerage services and commercial real estate loan servicing.

NORWEST MORTGAGE'S activities include the origination and purchase of residential mortgage loans for sale to various investors as well as providing servicing of mortgage loans for others.

NORWEST FINANCIAL includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States and Canada and in the Caribbean and Latin America. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Credit cards are issued to consumer finance customers through two credit card banks. Norwest Financial also provides lease and other commercial financing and provides information services to the consumer finance industry.

THE RECONCILIATION COLUMN includes goodwill and nonqualifying CDI, the net impact of transfer pricing loan and deposit balances, the cost of external debt, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the consolidated level.


--------------------------------------------------------------------------------------------------------------------
(income/expense in millions,          Community    Wholesale      Norwest      Norwest Reconcilation   Consolidated
average balances in billions)           Banking      Banking     Mortgage    Financial        Column(4)     Company

1999
NET INTEREST INCOME (1)                  $6,516       $1,429       $  168       $1,314         $ (72)        $9,355
PROVISION FOR LOAN LOSSES                   651          103            4          288            (1)         1,045
NONINTEREST INCOME                        4,587        1,172        1,240          311           110          7,420
NONINTEREST EXPENSE                       6,120        1,142          958          947           615          9,782
                                         ------       ------       ------       ------         -----         ------
INCOME (LOSS) BEFORE INCOME
   TAX EXPENSE (BENEFIT)                  4,332        1,356          446          390          (576)         5,948
INCOME TAX EXPENSE (BENEFIT) (2)          1,468          506          169          143           (85)         2,201
                                         ------       ------       ------       ------         -----         ------
NET INCOME (LOSS)                        $2,864       $  850       $  277       $  247         $(491)        $3,747
                                         ======       ======       ======       ======         =====         ======

1998
Net interest income (1)                  $6,155       $1,345       $  254       $1,303         $ (67)        $8,990
Provision for loan losses                   756           33            4          752            --          1,545
Noninterest income                        3,883        1,015        1,078          303           148          6,427
Noninterest expense                       7,091        1,026          986          878           598         10,579
                                         ------       ------       ------       ------         -----         ------
Income (loss) before income
   tax expense (benefit)                  2,191        1,301          342          (24)         (517)         3,293
Income tax expense (benefit) (2)            815          521          125           (5)         (113)         1,343
                                         ------       ------       ------       ------         -----         ------
Net income (loss)                        $1,376       $  780       $  217       $  (19)        $(404)        $1,950
                                         ======       ======       ======       ======         =====         ======

1997
Net interest income (1)                  $6,193       $1,281       $   69       $1,167         $ (62)        $8,648
Provision for loan losses                   972           (6)          18          332          (176)         1,140
Noninterest income                        3,135        1,086          961          303           190          5,675
Noninterest expense                       5,792        1,055          774          758           611          8,990
                                         ------       ------       ------       ------         -----         ------
Income (loss) before income
   tax expense (benefit)                  2,564        1,318          238          380          (307)         4,193
Income tax expense (benefit) (2)            966          534           87          138           (31)         1,694
                                         ------       ------       ------       ------         -----         ------
Net income (loss)                        $1,598       $  784       $  151       $  242         $(276)        $2,499
                                         ======       ======       ======       ======         =====         ======

1999

AVERAGE LOANS                            $   66       $   34       $    1       $   10         $  --         $  111
AVERAGE ASSETS                              118           42           23           11             9            203
AVERAGE CORE DEPOSITS                       114            9            5           --            (1)           127
RETURN ON EQUITY (3)                         21%          24%          20%          15%           -- %           18%

1998

Average loans                            $   64       $   32       $    1       $    9         $  --         $  106
Average assets                              107           38           23           11             9            188
Average core deposits                       110            9            5           --            --            124
Return on equity (3)                         11%          23%          16%          --%           -- %           10%

-------------------------------------------------------------------------------------------------------------------

(1) Net interest income is the primary source of income for most of the operating segments. Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Community Banking and Wholesale Banking are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate. (Norwest Mortgage's net interest income was composed of interest revenue of $902 million, $1,023 million and $549 million for 1999, 1998 and 1997, respectively, and interest expense of $734 million, $769 million and $480 million for 1999, 1998 and 1997, respectively.)
(2) Taxes vary by geographic concentration of revenue generation. Taxes as presented are also higher than the consolidated Company's effective tax rate as a result of taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The offsets for these adjustments are found in the reconciliation column.
(3) Equity is allocated to the operating segments based on an assessment of the inherent risk associated with each business so that the returns on allocated equity are on a risk-adjusted basis and comparable across operating segments.
(4) The material items in the reconciliation column related to revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities and unallocated items. Revenue includes Treasury activities of $83 million, $125 million and $153 million; and unallocated items of $(45) million, $(44) million, and $(25) million for 1999, 1998 and 1997, respectively. Net income includes Treasury activities of $50 million, $72 million and $88 million; and unallocated items of $(541) million, $(476) million and $(364) million for 1999, 1998 and 1997, respectively. The material items in the reconciliation column related to noninterest expense include goodwill and nonqualifying CDI amortization of $499 million, $522 million and $531 million for 1999, 1998 and 1997, respectively. The material items in the reconciliation column related to average assets include goodwill and nonqualifying CDI of $8 billion for both 1999 and 1998.

18. MORTGAGE BANKING ACTIVITIES

Mortgage banking activities include Norwest Mortgage and mortgage banking activities in other operating segments. The following table presents the components of mortgage banking noninterest income:


------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               Year ended December 31,
                                                                        ------------------------------------------
                                                                          1999              1998              1997
------------------------------------------------------------------------------------------------------------------
Origination and other closing fees                                      $  380            $  530              $314
Servicing fees, net of amortization                                        410                19               324
Net gains (losses) on sales of servicing rights                             --                16                (8)
Net gains on sales of mortgages                                            221               296               120
All other                                                                  228               245               177
                                                                        ------            ------               ---
    Total mortgage banking noninterest
       income                                                           $1,239            $1,106              $927
                                                                        ======            ======              ====

------------------------------------------------------------------------------------------------------------------


Mortgage loans serviced for others are not included in the Company's Consolidated Balance Sheet. The outstanding balances of serviced loans were $290 billion, $250 billion and $230 billion at December 31, 1999, 1998 and 1997, respectively.

The following table summarizes the changes in capitalized mortgage loan servicing rights:


------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               Year ended December 31,
                                                                        ------------------------------------------
                                                                          1999              1998              1997
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                              $3,144            $3,112            $2,957
    Originations                                                           889               756               361
    Purchases                                                              695               720               462
    Sales                                                                   --              (346)              (34)
    Amortization                                                          (691)             (816)             (513)
    Other (principally hedge activity)                                     446              (282)             (121)
                                                                        ------            ------            ------
                                                                         4,483             3,144             3,112
    Less valuation allowance                                                --                64                64
                                                                        ------            ------            ------

Balance, end of year                                                    $4,483            $3,080            $3,048
                                                                        ======            ======            ======
------------------------------------------------------------------------------------------------------------------

The fair value of capitalized mortgage servicing rights included in the consolidated balance sheet at December 31, 1999 was approximately $5 billion, calculated using discount rates ranging from 500 to 700 basis points over the ten-year U.S. Treasury rate.

19. PARENT COMPANY

Condensed financial information of the Parent follows. For information regarding the Parent's long-term debt, see Note 9.

CONDENSED STATEMENT OF INCOME


------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               Year ended December 31,
                                                                             -------------------------------------
                                                                               1999            1998           1997
------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
      Bank                                                                   $2,270          $1,354         $1,282
      Nonbank                                                                   153             403            343
Interest income from subsidiaries                                               616             459            388
Service fees from subsidiaries                                                  104             127            118
Noninterest income                                                               95              21            152
                                                                             ------          ------         ------
           Total income                                                       3,238           2,364          2,283
                                                                             ------          ------         ------
EXPENSE
Interest on:
      Short-term borrowings                                                     350             275            153
      Long-term debt                                                            514             341            364
Noninterest expense                                                             380             379            177
                                                                             ------          ------         ------
           Total expense                                                      1,244             995            694
                                                                             ------          ------         ------
Income before income tax benefit and
      undistributed income of subsidiaries                                    1,994           1,369          1,589
Income tax (expense) benefit                                                   (161)            105             16
Equity in undistributed income of subsidiaries                                1,914             476            894
                                                                             ------          ------         ------
NET INCOME                                                                   $3,747          $1,950         $2,499
                                                                             ======          ======         ======

-------------------------------------------------------------------------------------------------------------------


CONDENSED BALANCE SHEET


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                                                -----------------------------------
                                                                                       1999                    1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and noninterest-bearing balances due from:
      Subsidiary banks                                                              $    83                 $    --
      Non-affiliates                                                                      9                       5
Interest-bearing balances due from
      subsidiary banks                                                                6,028                     678
Securities available for sale                                                         1,765                   1,541
Loans and advances to subsidiaries:
      Bank                                                                               --                      10
      Nonbank                                                                         8,114                   9,431
Investment in subsidiaries (1):
      Bank                                                                           19,969                  19,642
      Nonbank                                                                         4,922                   1,862
Other assets                                                                          1,558                   1,603
                                                                                    -------                 -------
         Total assets                                                               $42,448                 $34,772
                                                                                    =======                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                               $ 7,274                 $ 5,418
Other liabilities                                                                     1,737                   1,279
Long-term debt                                                                       10,804                   6,010
Indebtedness to subsidiaries                                                            499                   1,296
Stockholders' equity                                                                 22,134                  20,769
                                                                                    -------                 -------
         Total liabilities and stockholders' equity                                 $42,448                 $34,772
                                                                                    =======                ========

-------------------------------------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 112% and 104% at December 31, 1999 and 1998, respectively.

CONDENSED STATEMENT OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               Year ended December 31,
                                                                       -------------------------------------------
                                                                           1999              1998             1997
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                          $ 3,747           $ 1,950           $2,499
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed income of subsidiaries                  (1,914)             (476)            (894)
         Depreciation and amortization                                       26                10               19
         Securities available for sale gains                                 --                (3)              (6)
         Release of preferred shares to ESOP                                 86                33               34
         Other assets, net                                                  114              (401)            (798)
         Accrued expenses and other liabilities                             536               618              304
                                                                        -------           -------           ------

Net cash provided by operating activities                                 2,595             1,731            1,158
                                                                        -------           -------           ------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
      Proceeds from sales                                                   348               185              164
      Proceeds from prepayments and maturities                              120               665              299
      Purchases                                                            (872)           (1,273)            (326)
    Net advances to non-bank subsidiaries                                   724            (1,210)            (140)
    Principal collected on notes/loans of subsidiaries                    1,108                89               46
    Capital notes and term loans made to subsidiaries                      (505)           (1,158)            (113)
    Net increase in investment in subsidiaries                           (1,003)             (295)            (384)
                                                                        -------           -------           ------

Net cash used by investing activities                                       (80)           (2,997)            (454)
                                                                        -------           -------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in short-term borrowings
      and indebtedness to subsidiaries                                    1,059             2,773            1,709
    Proceeds from issuance of long-term debt                              6,574               500              403
    Repayment of long-term debt                                          (1,780)             (295)            (981)
    Proceeds from issuance of common stock                                  517               171              150
    Repurchases of common stock                                          (2,122)             (742)            (483)
    Net decrease in ESOP loans                                                2                 9                1
    Payment of cash dividends                                            (1,328)           (1,017)            (968)
                                                                        -------           -------           ------
Net cash provided (used) by financing activities                          2,922             1,399             (169)
                                                                        -------           -------           ------
    NET CHANGE IN CASH AND CASH EQUIVALENTS                               5,437               133              535
Cash and cash equivalents at beginning of year                              683               550               15
                                                                        -------           -------           ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 6,120           $   683           $  550
                                                                        =======           =======           ======
-------------------------------------------------------------------------------------------------------------------

20. WFC HOLDINGS CORPORATION

WFC Holdings is a wholly owned subsidiary of the Parent and is the sole stockholder of Wells Fargo Bank, N.A. The Parent guarantees the debt obligations of WFC Holdings. In view of this, the summarized assets, liabilities and results of operations of WFC Holdings are presented below. Prior year amounts have been restated due to certain legal reorganizations within the Company.

SUMMARIZED CONSOLIDATED INCOME STATEMENT


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                Year ended December 31,
                                                                        -------------------------------------------
                                                                              1999            1998             1997
-------------------------------------------------------------------------------------------------------------------
Interest income                                                             $6,829          $7,085           $7,271
Interest expense                                                             2,270           2,508            2,670
Provision for loan losses                                                      655             728              624
Noninterest income                                                           4,301           3,925            3,575
Noninterest expense                                                          6,239           5,923            5,346
                                                                            ------          ------           ------
Income before income tax expense                                             1,966           1,851            2,206
Income tax expense                                                             889             892            1,017
                                                                            ------          ------           ------
Net income                                                                  $1,077          $  959           $1,189
                                                                            ======          ======           ======

-------------------------------------------------------------------------------------------------------------------

SUMMARIZED CONSOLIDATED BALANCE SHEET

-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                                                          -------------------------
                                                                                              1999             1998
-------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                   $  7,899         $  7,668
Securities available for sale                                                               12,452           11,128
Mortgages held for sale                                                                      1,511            2,843
Loans, net                                                                                  65,547           63,763
Mortgage servicing rights                                                                    4,492            3,222
Other assets                                                                                20,381           23,003
                                                                                          --------         --------
Total assets                                                                              $112,282         $111,627
                                                                                          ========         ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings                                                                     $  4,306         $  5,219
Long-term debt                                                                               4,148            5,691
Other liabilities                                                                           88,729           85,522
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                                                      785              785
Stockholder's equity                                                                        14,314           14,410
                                                                                          --------         --------
Total liabilities and stockholder's equity                                                $112,282         $111,627
                                                                                          ========         ========
-------------------------------------------------------------------------------------------------------------------

21. LEGAL ACTIONS

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management believes that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company. The Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

22. RISK-BASED CAPITAL

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

Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table on the following page) of capital to risk-weighted assets. There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital).

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

Management believes that, as of December 31, 1999, the Company and each of the significant subsidiary banks met all capital adequacy requirements to which they are subject.

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


---------------------------------------------------------------------------------------------------------------------------
(in billions)                                                                                                   To be well
                                                                                                         capitalized under
                                                                                                                the FDICIA
                                                                                 For capital             prompt corrective
                                                        Actual             adequacy purposes             action provisions
                                             -----------------          --------------------          --------------------
                                              Amount     Ratio            Amount       Ratio          Amount         Ratio
As of December 31, 1999:
    Total capital (to risk-weighted assets)
        Wells Fargo & Company                  $17.6     10.50%        > = $13.4    > = 8.00%
        Norwest Bank Minnesota, N.A.             2.1     10.63         > =   1.6    > = 8.00        > = $2.0      > =10.00%
        Wells Fargo Bank, N.A.                   9.3     11.24         > =   6.6    > = 8.00        > =  8.2      > =10.00

    Tier 1 capital (to risk-weighted assets)
        Wells Fargo & Company                  $13.5      8.07%        > = $ 6.7    > = 4.00%
        Norwest Bank Minnesota, N.A.             1.9      9.61         > =    .8    > = 4.00        > = $1.2       > =6.00%
        Wells Fargo Bank, N.A.                   6.4      7.82         > =   3.3    > = 4.00        > =  4.9       > =6.00

    Tier 1 capital (to average assets)
      (Leverage ratio)
        Wells Fargo & Company                  $13.5      6.77%        > = $ 8.0    > = 4.00% (1)
        Norwest Bank Minnesota, N.A.             1.9      5.64         > =   1.4    > = 4.00  (1)   > = $1.7       > =5.00%
        Wells Fargo Bank, N.A.                   6.4      7.23         > =   3.6    > = 4.00  (1)   > =  4.5       > =5.00

---------------------------------------------------------------------------------------------------------------------------

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

23. DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps, options and interest rate swap agreements. The contract or notional amount of a derivative is used to determine, along with the other terms of the derivative, the amounts to be exchanged between the counterparties. Because the contract or notional amount does not represent amounts exchanged by the parties, it is not a measure of loss exposure related to the use of derivatives nor of exposure to liquidity risk. The Company is primarily an end-user of these instruments. The Company also offers such contracts to its customers but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets.

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

The following table summarizes the aggregate notional or contractual amounts, credit risk amount and estimated net fair value for the Company's derivative financial instruments at December 31, 1999 and 1998.


---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                         December 31,
                                          ---------------------------------------------------------------------------------------
                                                                               1999                                          1998
                                          -----------------------------------------     -----------------------------------------
                                          NOTIONAL OR          CREDIT     ESTIMATED     Notional or          Credit     Estimated
                                          CONTRACTUAL            RISK      NET FAIR     contractual            risk      net fair
                                               AMOUNT          AMOUNT(3)      VALUE          amount          amount(3)      value
---------------------------------------------------------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT
    HEDGES
Interest rate contracts:
     Swaps (1)                                $31,570            $ 93         $(243)        $24,429            $735          $686
     Futures                                   50,725              --            --          62,348              --            --
     Floors and caps (1)                       41,142             110           110          33,598             504           504
     Options (1) (2)                           11,940              22            43          25,822             112           101
     Forwards (1)                              22,528             108            43          41,283              11           (58)

Foreign exchange contracts:
     Forwards (1)                                 138               1            --             168              --            (1)

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
     Swaps (1)                                 21,702             158           (10)          7,795              81            10
     Futures                                   22,839              --            --           8,440              --            --
     Floors and caps purchased (1)              6,130              51            51           5,619              42            42
     Floors and caps written                    5,804              --           (53)          5,717              --           (42)
     Options purchased (1)                        741              30            30              --              --            --
     Options written                            1,101              --           (51)             --              --            --
     Forwards (1)                                 164               6             1             850              24             4

Commodity contracts:
     Swaps (1)                                    116              10            --              78               4            --
     Floors and caps purchased (1)                 30               2             2               4              --            --
     Floors and caps written                       30              --            (2)              4              --            --

Foreign exchange contracts:
     Forwards (1)                               4,234              62            28           3,524              37             2
     Options purchased (1)                         41              --            --              44               2             2
     Options written                               42              --            (1)             43              --            (2)
----------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these contracts or the underlying financial instruments.
(2) At December 31, 1999, a majority of the purchased option contracts were options on futures contracts, which are exchange traded for which the exchange assumes counterparty risk.
(3) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

Interest rate futures and forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. These contracts may be settled either in cash or by delivery of the underlying financial instrument. Futures contracts are standardized and are traded on exchanges. Gains and losses on futures contracts are settled daily with the exchange based on a notional principal value. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury notes to shorten the interest rate maturity of deposits ($5 billion at December 31, 1999) and to reduce the price risk of interest-sensitive assets ($46 billion at December 31, 1999), primarily mortgage servicing rights. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral.

Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate (the strike rate) applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The primary risk associated with purchased floors and caps is the ability of the counterparties to meet the terms of the contract. Of the total purchased floors and caps for asset/liability management of $41 billion at December 31, 1999, the Company had $9 billion of floors to protect variable-rate loans from a drop in interest rates. The Company also had purchased floors of $13 billion at December 31, 1999 to hedge mortgage servicing rights. Cash flows from the floors offset lost future servicing revenue caused by increased levels of loan prepayments associated with lower interest rates. The remaining purchased floors and caps of $19 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets and liabilities.

Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1999, the Company had $32 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (e.g., three-month LIBOR). Included in this amount, $18 billion was used to convert floating-rate loans into fixed-rate assets. The remaining swap contracts used for interest rate risk management of $14 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets and liabilities.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell the underlying financial instrument at a set price during a period or at a specified date in the future. The writer of the option is obligated to purchase or sell the underlying financial instrument, if the purchaser chooses to exercise the option. The writer of the option receives a premium when the option is entered into and bears the risk of an unfavorable change in the price of the underlying financial instrument. Of the total options for asset/liability management of $12 billion at December 31, 1999, the Company had $6 billion of options on futures contracts hedging mortgage servicing rights. The futures exchange assumes the risk that a counterparty will not pay. Market risks arise from movements in interest rates and/or security values. The remaining options used for interest rate risk management of $6 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets.

The Company has entered into futures contracts and mandatory and standby forward contracts, including options on futures and forward contracts, to reduce interest rate risk on certain mortgage loans held for sale and other commitments. For forward contracts, the primary risk is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. The net unrealized loss on these futures and forward contracts at December 31, 1999 and 1998 was $109 million and $12 million, respectively. These contracts mature within 180 days.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following table presents a summary of the Company's financial instruments, as defined by FAS 107:


-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                             ------------------------------------------------------
                                                                                 1999                          1998
                                                             --------------------------     -----------------------
                                                              CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                                   AMOUNT     FAIR VALUE         amount     fair value
-------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Mortgages held for sale                                       $ 11,707       $ 11,885       $ 19,770       $ 20,015
Loans, net (1)                                                 116,147        113,695        104,714        105,253
Nonmarketable equity investments                                 3,347          3,676          2,392          2,719

FINANCIAL LIABILITIES
Deposits                                                      $132,708       $132,461       $136,788       $136,719
Long-term debt (2)                                              23,345         23,076         19,673         19,948
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                         785            730            785            874

DERIVATIVE FINANCIAL INSTRUMENTS (3)
Interest rate contracts:
   Floors and caps purchased                                  $    273       $    161       $    189       $    546
   Floors and caps written                                         (64)           (53)           (42)           (42)
   Options purchased                                                83             76            154            161
   Options written                                                 (55)           (55)           (62)           (60)
   Swaps                                                           (50)          (253)           (24)           696
   Forwards                                                         44             44            (54)           (54)
Foreign exchange contracts                                          27             27              1              1
-------------------------------------------------------------------------------------------------------------------

(1) Loans are net of deferred fees on loan commitments and standby letters of credit of $147 million and $146 million at December 31, 1999 and 1998, respectively.
(2) The carrying amount and fair value exclude obligations under capital leases of $30 million and $36 million at December 31, 1999 and 1998, respectively.
(3) The carrying amounts include unamortized fees paid or received and gains or losses on derivative financial instruments receiving mark-to-market treatment.

FINANCIAL ASSETS

SHORT-TERM FINANCIAL ASSETS

Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 1999 and 1998 are set forth in
Note 4.

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

For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items with similar remaining terms, not including tax benefits.

Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $74,582 million, $4,355 million and $745 million, respectively, at December 31, 1999, and $71,467 million, $3,332 million and $691 million, respectively, at December 31, 1998. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1999, 60% mature within one year.

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

FINANCIAL LIABILITIES

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1999 and 1998. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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

LIMITATIONS

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1999 and 1998. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

As discussed above, certain of the Company's asset and liability financial instruments are short-term, and therefore, the carrying amounts in the Consolidated Balance Sheet approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been estimated, include premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Wells Fargo & Company:

    We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


KPMG LLP


San Francisco, California
January 18, 2000

    QUARTERLY FINANCIAL DATA
    CONDENSED CONSOLIDATED STATEMENT OF INCOME -- QUARTERLY


------------------------------------------------------------------------------------------------------------------------------
(in millions, except                                                       1999                                         1998
 per share amounts)                                               QUARTER ENDED                                Quarter ended
                                     ------------------------------------------     ------------------------------------------
                                     DEC. 31    SEPT. 30    JUNE 30     MAR. 31     Dec. 31   Sept. 30(1) June 30(1) Mar. 31(1)
INTEREST INCOME                      $ 3,749     $ 3,641    $ 3,496     $ 3,488     $ 3,598    $ 3,528    $ 3,490     $3,439
INTEREST EXPENSE                       1,354       1,259      1,185       1,222       1,297      1,265      1,258      1,245
                                     -------     -------    -------     -------     -------    -------    -------     ------
NET INTEREST INCOME                    2,395       2,382      2,311       2,266       2,301      2,263      2,232      2,194
Provision for loan losses                275         240        260         270         624        307        309        305
                                     -------     -------    -------     -------     -------    -------    -------     ------
Net interest income after
   provision for loan losses           2,120       2,142      2,051       1,996       1,677      1,956      1,923      1,889
                                     -------     -------    -------     -------     -------    -------    -------     ------
NONINTEREST INCOME
Service charges on deposit accounts      396         385        367         344         364        356        332        305
Trust and investment fees                324         317        315         300         274        267        269        259
Credit card fees                         142         138        126         132         136        136        128        121
Other fees                               268         258        267         238         252        241        232        221
Mortgage banking                         270         318        324         327         252        275        303        276
Insurance                                 84          95        119          85          70         73        111         95
Net venture capital gains (losses)       721         162         13         112          (4)         4         53         59
Net (losses) gains on securities
   available for sale                   (260)         (2)        23          (2)          8         76         66         19
Other                                    126         138        260         191         205        193        221        178
                                     -------     -------    -------     -------     -------    -------    -------     ------
   Total noninterest income            2,071       1,809      1,814       1,727       1,557      1,621      1,715      1,533
                                     -------     -------    -------     -------     -------    -------    -------     ------
NONINTEREST EXPENSE
Salaries                                 802         776        750         725         971        730        717        684
Incentive compensation                   129         124        135         134         123        164        150        135
Employee benefits                        197         208        217         199         198        167        187        188
Equipment                                274         193        182         191         328        192        196        184
Net occupancy                            188         205        185         186         200        188        187        189
Goodwill                                 132         106        104         104         104        108        104        104
Core deposit intangible                   48          49         50          52          60         58         61         63
Net (gains) losses on dispositions
   of premises and equipment             (10)          6        (13)          2         270          7         41          7
Other                                    897         751        754         749       1,228        733        809        742
                                     -------     -------    -------     -------     -------    -------    -------     ------
   Total noninterest expense           2,657       2,418      2,364       2,342       3,482      2,347      2,452      2,296
                                     -------     -------    -------     -------     -------    -------    -------     ------
INCOME (LOSS) BEFORE INCOME TAX
   EXPENSE (BENEFIT)                   1,534       1,533      1,501       1,381        (248)     1,230      1,186      1,126
Income tax expense (benefit)             564         571        570         497         (54)       488        467        442
                                     -------     -------    -------     -------     -------    -------    -------     ------
NET INCOME (LOSS)                    $   970     $   962    $   931     $   884     $  (194)   $   742    $   719     $  684
                                     =======     =======    =======     =======     =======    =======    =======     ======
NET INCOME (LOSS) APPLICABLE TO
   COMMON STOCK                      $   961     $   953    $   922     $   875     $  (203)   $   733    $   710     $  675
                                     =======     =======    =======     =======     =======    =======    =======     ======
EARNINGS (LOSS) PER COMMON SHARE     $   .59     $   .58    $   .56     $   .53     $  (.12)   $   .45    $   .44     $  .42
                                     =======     =======    =======     =======     =======    =======    =======     ======
DILUTED EARNINGS (LOSS)
   PER COMMON SHARE                  $   .58     $   .57    $   .55     $   .53     $  (.12)   $   .45    $   .43     $  .41
                                     =======     =======    =======     =======     =======    =======    =======     ======

DIVIDENDS DECLARED PER
   COMMON SHARE                      $   .20     $   .20    $   .20     $  .185     $  .185    $  .185    $  .165     $ .165
                                     =======     =======    =======     =======     =======    =======    =======     ======
Average common shares outstanding    1,635.6     1,648.6    1,651.4     1,647.1     1,642.4    1,617.3    1,610.3    1,615.7
                                     =======     =======    =======     =======     =======    =======    =======     ======
Diluted average common
   shares outstanding                1,656.0     1,667.1    1,672.3     1,664.2     1,642.4    1,640.7    1,632.2    1,639.1
                                     =======     =======    =======     =======     =======    =======    =======     ======

----------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been restated to reflect the pooling-of-interests accounting treatment of the Merger. The restated amounts include adjustments to conform the accounting policies of the former Norwest and the former Wells Fargo. In noninterest expense, employee benefits decreased by $2 million in each of the quarters that preceded the fourth quarter of 1998 to conform the accounting treatment for the postretirement transition obligation identified with the implementation of FAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Additionally, equipment expense increased $2 million for the quarter ended June 30, 1998.