Form 10-K, Exhibit 13
period 2000-12-31
WELLS FARGO & CO/MN
filed 2001-03-16
CIK 72971

                                TABLE OF CONTENTS


FINANCIAL REVIEW

         Overview.............................................................................................. 34
         Factors That May Affect Future Results................................................................ 36
         Operating Segment Results............................................................................. 40
         Earnings Performance.................................................................................. 40
            Net Interest Income................................................................................ 40
            Noninterest Income................................................................................. 43
            Noninterest Expense................................................................................ 44
            Earnings/Ratios Excluding Goodwill and Nonqualifying CDI........................................... 44
         Balance Sheet Analysis................................................................................ 45
            Securities Available for Sale...................................................................... 45
              (table on page 63)
            Loan Portfolio..................................................................................... 45
              (table on page 64)
            Nonaccrual and Restructured Loans and Other Assets................................................. 45
            Allowance for Loan Losses.......................................................................... 47
              (table on page 66)
            Deposits........................................................................................... 48
            Market Risk........................................................................................ 48
            Derivative Financial Instruments................................................................... 49
            Liquidity and Capital Management................................................................... 49
         Comparison of 1999 to 1998............................................................................ 51
         Additional Information................................................................................ 51

FINANCIAL STATEMENTS

         Consolidated Statement of Income...................................................................... 52
         Consolidated Balance Sheet............................................................................ 53
         Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income.................... 54
         Consolidated Statement of Cash Flows.................................................................. 55
         Notes to Financial Statements......................................................................... 56
INDEPENDENT AUDITORS' REPORT................................................................................... 97

QUARTERLY FINANCIAL DATA....................................................................................... 98


FINANCIAL REVIEW

OVERVIEW

Wells Fargo & Company is a $272 billion diversified financial services company providing banking, mortgage and consumer finance through stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. It ranks fourth in assets at December 31, 2000 among U.S. bank holding companies. In this Annual Report, Wells Fargo & Company and Subsidiaries is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

On October 25, 2000, the merger involving the Company and First Security Corporation (the FSCO Merger) was completed, with First Security Corporation (First Security or FSCO) surviving as a wholly owned subsidiary of the Company. On November 2, 1998, the merger involving Norwest Corporation and the former Wells Fargo & Company (the WFC Merger) was completed. The FSCO Merger and the WFC Merger were accounted for under the pooling-of-interests method of accounting and, accordingly, the information included in the financial review presents the combined results as if the mergers had been in effect for all periods presented.

Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

Net income in 2000 was $4,026 million, which included a loss of $220 million (after tax) for First Security for the first three quarters of 2000 and First Security related integration and conversion costs of $110 million (after tax) in the fourth quarter, compared with $4,012 million in 1999. Diluted earnings per common share were $2.33, compared with $2.29 in 1999, an increase of 2%.

Return on average assets (ROA) was 1.61% and return on average common equity
(ROE) was 16.31% in 2000, compared with 1.78% and 17.55%, respectively, in 1999.

Diluted earnings before the amortization of goodwill and nonqualifying core deposit intangible ("cash" earnings) were $2.70 per share in 2000, compared with $2.62 per share in 1999. On the same basis, ROA was 1.94% and ROE was 30.89% in 2000, compared with 2.13% and 32.85%, respectively, in 1999.

Net interest income on a taxable-equivalent basis was $10,930 million in 2000, compared with $10,185 million a year ago. The Company's net interest margin was 5.35% for 2000, compared with 5.47% in 1999.

Noninterest income increased to $8,843 million in 2000 from $7,975 million in 1999, an increase of 11%, largely due to higher net venture capital gains, increased trust and investment fees and service charges on deposit accounts, primarily offset by net losses on sales of securities incurred in restructuring the Company's securities available for sale portfolio and net losses on sales of loans and securitizations associated with First Security prior to the FSCO Merger.

Noninterest expense totaled $11,830 million in 2000, compared with $10,637 million in 1999, an increase of 11%. The increase was primarily due to integration and conversion costs related to the WFC Merger, the FSCO Merger and other acquisitions.

The provision for loan losses was $1,329 million in 2000, compared with $1,104 million in 1999. During 2000, net charge-offs were $1,219 million, or .84% of average total loans, compared with $1,115 million, or .90%, during 1999. The allowance for loan losses was $3,719 million, or 2.31% of total loans, at December 31, 2000, compared with $3,344 million, or 2.51%, at December 31, 1999.

At December 31, 2000, total nonaccrual and restructured loans were $1,195 million, or .7% of total loans, compared with $728 million, or .5%, at December 31, 1999. Foreclosed assets were $128 million at December 31, 2000, compared with $161 million at December 31, 1999.

The ratio of common stockholders' equity to total assets was 9.63% at December 31, 2000 and 9.79% at December 31, 1999. The Company's total risk-based capital
(RBC) ratio at December 31, 2000 was 10.43% and its Tier 1 RBC ratio was 7.29%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's RBC ratios at December 31, 1999 were 10.93% and 8.00%, respectively. The Company's leverage ratios were 6.49% and 6.76% at December 31, 2000 and 1999, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133 (FAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In July 1999, the FASB issued Statement No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which deferred the effective date of FAS 133 to no later than January 1, 2001 for the Company's financial statements. In June 2000, the FASB issued Statement No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, an amendment of FASB Statement No. 133. FAS 133 requires companies to record derivatives on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes between the fair value of assets or liabilities or cash flows from forecasted transactions and the hedging instrument.

The Company adopted FAS 133 on January 1, 2001. The effect on net income from the adoption of FAS 133 was an increase of $13 million (after tax). In accordance with the transition provisions of FAS 133, the Company recorded a transition adjustment of $71 million, net of tax, (increase in equity) in other comprehensive income in a manner similar to a cumulative effect of a change in accounting principle. The transition adjustment was the initial amount necessary to adjust the carrying values of certain derivative instruments (that qualified as cash flow hedges) to fair value to the extent that the related hedged transactions had not yet been recognized.

In September 2000, the FASB issued Statement No. 140 (FAS 140), ACCOUNTING FOR THE TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, which replaces FAS 125 (of the same title). FAS 140 revises certain standards in the accounting for securitizations and other transfers of financial assets and collateral, and requires some disclosures relating to securitization transactions and collateral, but it carries over most of FAS 125's provisions. The collateral and disclosure provisions of FAS 140 are effective for year-end 2000 financial statements. The other provisions of this Statement are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; the Company does not expect that the impact of the revised provisions will have a material effect on the Company's financial results.


Table 1


RATIOS AND PER COMMON SHARE DATA
---------------------------------------------------------------------------------------------
                                                                       YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
($ in millions, except per share amounts)                  2000           1999           1998
---------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Net income to average total assets (ROA)                   1.61%          1.78%          1.06%
Net income applicable to common stock
    to average common stockholders' equity (ROE)          16.31          17.55          10.26
Net income to average stockholders' equity                16.20          17.35          10.20

EFFICIENCY RATIO (1)                                       60.0%          58.8%          68.2%

NET INCOME AND RATIOS EXCLUDING
GOODWILL AND NONQUALIFYING CORE DEPOSIT
INTANGIBLE (CDI) AMORTIZATION AND BALANCES
("CASH") (2)
Net income applicable to common stock                    $4,646         $4,551         $2,716
Earnings per common share                                  2.73           2.66           1.61
Diluted earnings per common share                          2.70           2.62           1.59

ROA                                                        1.94%          2.13%          1.39%
ROE                                                       30.89          32.85          21.90
Efficiency ratio                                           56.5           55.2           64.3

CAPITAL RATIOS
At year end:
    Common stockholders' equity to assets                  9.63%          9.79%          9.76%
    Stockholders' equity to assets                         9.72           9.90           9.96
    Risk-based capital (3)
       Tier 1 capital                                      7.29           8.00           7.99
       Total capital                                      10.43          10.93          10.78
    Leverage (3)                                           6.49           6.76           6.58
Average balances:
    Common stockholders' equity to assets                  9.83          10.07          10.12
    Stockholders' equity to assets                         9.93          10.27          10.35

PER COMMON SHARE DATA
Dividend payout (4)                                       38.14%         33.83%         54.81%
Book value                                               $15.29         $13.91         $12.79
Market prices (5):
    High                                                 $56.38         $49.94         $43.88
    Low                                                   31.00          32.13          27.50
    Year end                                              55.69          40.44          39.94
---------------------------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).
(2) Nonqualifying core deposit intangible (acquired after regulatory rule changes in 1992) amortization and average balance excluded from these calculations are, with the exception of the efficiency and ROA ratios, net of applicable taxes. The pretax amount for the average balance of nonqualifying CDI was $1,182 million for the year ended December 31, 2000. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $107 million and $733 million, respectively, for the year ended December 31, 2000. Goodwill amortization and average balance (which are not tax effected) were $530 million and $8,811 million, respectively, for the year ended December 31, 2000. See page 44 for additional information.
(3) See Note 22 to Financial Statements for additional information.
(4) Dividends declared per common share as a percentage of earnings per common share.
(5) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Table 2

SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      % CHANGE    FIVE-YEAR
(in millions,                                                                                             2000/    COMPOUND
except per share amounts)               2000       1999       1998       1997       1996       1995       1999  GROWTH RATE
---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                 $ 10,865   $ 10,116   $  9,673   $  9,258   $  8,776   $  6,427          7%          11%
Provision for loan losses              1,329      1,104      1,617      1,203        541        335         20           32
Noninterest income                     8,843      7,975      6,920      6,046      5,075      3,450         11           21
Noninterest expense                   11,830     10,637     11,311      9,580      9,256      6,143         11           14
Net income                             4,026      4,012      2,191      2,712      2,411      2,114         --           14

Earnings per common share           $   2.36   $   2.32   $   1.28   $   1.57   $   1.44   $   1.68          2            7
Diluted earnings
   per common share                     2.33       2.29       1.26       1.55       1.42       1.64          2            7
Dividends declared
   per common share                      .90       .785        .70       .615       .525        .45         15           15

BALANCE SHEET
(at year end)
Securities available for sale       $ 38,655   $ 43,911   $ 36,660   $ 32,151   $ 33,077   $ 26,897        (12)%          8%
Loans                                161,124    133,004    119,662    116,435    115,119     79,126         21           15
Allowance for loan losses              3,719      3,344      3,307      3,220      3,202      2,846         11            5
Goodwill                               9,303      8,046      7,889      8,237      8,307      1,365         16           47
Assets                               272,426    241,053    224,135    203,819    204,075    135,716         13           15
Core deposits                        156,710    138,247    144,179    133,051    137,409     85,801         13           13
Long-term debt                        32,046     26,866     22,662     18,820     18,936     17,447         19           13
Guaranteed preferred beneficial
   interests in Company's
   subordinated debentures               935        935        935      1,449      1,300         --         --           --
Common stockholders' equity           26,221     23,600     21,869     20,700     20,466      9,518         11           22
Stockholders' equity                  26,488     23,871     22,332     21,164     21,256     10,310         11           21
---------------------------------------------------------------------------------------------------------------------------


FACTORS THAT MAY AFFECT FUTURE RESULTS

We may make forward-looking statements in this report and in other reports and proxy statements filed with the Securities and Exchange Commission (SEC). In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Written and oral forward-looking statements might include:

- projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

- descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

-  forecasts of future economic performance; and

-  descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements discuss matters that are not facts and often include "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "can," "would," "should," "could" or "may." You should not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after the date they are made.

There are several factors--many of which are beyond our control--that could cause results to differ significantly from expectations. Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report (see, for example, "Financial Review - Balance Sheet Analysis"). Factors relating to the regulation and supervision of the holding company and its subsidiaries are also described in our report on Form 10-K for the year ended December 31, 2000. There are factors other than those described in this report or in our Form 10-K that could cause results to differ from expectations. Any factor described in this report or in our Form 10-K could by itself, or together with one or more other factors, adversely affect our business, earnings and/or financial condition.

INDUSTRY FACTORS

AS A FINANCIAL SERVICES COMPANY, OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY GENERAL BUSINESS AND ECONOMIC CONDITIONS.

Our business and earnings are sensitive to general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. For example, an economic downturn or higher interest rates could decrease the demand for loans and other products and services and/or increase the number of customers who fail to repay their loans. Higher interest rates also could increase our cost to borrow funds and increase the rate we pay on deposits. This could more than offset, in the net interest margin, any increase we earn on new or floating rate loans or short-term investments. We discuss many of these business and economic conditions in more detail elsewhere in this report.

OUR EARNINGS ALSO ARE SIGNIFICANTLY AFFECTED BY THE FISCAL AND MONETARY POLICIES OF THE FEDERAL GOVERNMENT AND ITS AGENCIES.

The policies of the Board of Governors of the Federal Reserve System impact us significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest paid on interest-bearing deposits and can also affect the value of financial instruments we hold. Those policies determine to a significant extent our cost of funds for lending and investing. Changes in those policies are beyond our control and are hard to predict. Federal Reserve Board policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower's products and services. This could adversely affect the borrower's earnings and ability to repay its loan.

THE FINANCIAL SERVICES INDUSTRY IS HIGHLY COMPETITIVE.

We operate in a highly competitive environment in the products and services we offer and the markets in which we operate. The competition among financial services companies to attract and retain customers is intense. Customer loyalty can be easily influenced by a competitor's new products, especially offerings that provide cost savings to the customer. Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area.

We believe the financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking. Many of our competitors have fewer regulatory constraints and lower cost structures. We expect the consolidation of the financial services industry to result in larger, better capitalized companies offering a wide array of financial services and products.

The Gramm-Leach-Bliley Act (the Act) permits banks, securities firms and insurance companies to merge by creating a new type of financial services company called a "financial holding company." Financial holding companies can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Under the Act, securities firms and insurance companies that elect to become a financial holding company can acquire banks and other financial institutions. The Act significantly changes our competitive environment.

WE ARE HEAVILY REGULATED BY FEDERAL AND STATE AGENCIES.

The holding company, its subsidiary banks and many of its non-bank subsidiaries are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of non-banks to offer competing financial services and products. Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For more information, refer to Notes 3 and 22 to the Financial Statements in this report and to the "Regulation and Supervision" section of our report on Form 10-K for the year ended December 31, 2000.

CONSUMERS MAY DECIDE NOT TO USE BANKS TO COMPLETE THEIR FINANCIAL TRANSACTIONS.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as "disintermediation," could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

COMPANY FACTORS

MAINTAINING OR INCREASING OUR MARKET SHARE DEPENDS ON MARKET ACCEPTANCE AND REGULATORY APPROVAL OF NEW PRODUCTS AND SERVICES.

Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services. We may not successfully introduce new products and services, achieve market acceptance of our products and services, and/or develop and maintain loyal customers.

THE HOLDING COMPANY RELIES ON DIVIDENDS FROM ITS SUBSIDIARIES FOR MOST OF ITS REVENUE.

The holding company is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the holding company's common and preferred stock and interest on its debt. The payment of dividends by a subsidiary is subject to federal law restrictions as well as to the laws of the subsidiary's state of incorporation. Also, the holding company's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. For more information, refer to "Regulation and Supervision--Dividend Restrictions" and "--Holding Company Structure" in our report on Form 10-K for the year ended December 31, 2000.

WE HAVE BUSINESSES OTHER THAN BANKING.

We are a diversified financial services company. In addition to banking, we provide insurance, investments, mortgages and consumer finance. Although we believe our diversity helps mitigate the impact to the Company when downturns affect any one segment of our industry, it also means that our earnings could be subject to different risks and uncertainties. For example, our venture capital earnings can be volatile and unpredictable. They depend not only on the business success of the underlying investments but also on when the holdings become publicly-traded and subsequent market conditions. A downturn in the stock market--in particular the market for technology stocks--could reduce our venture capital earnings.

The home mortgage industry is subject to special interest rate risks. Loan origination fees and loan servicing fees account for a significant portion of mortgage-related revenues. Changes in interest rates can impact both types of fees. For example, all things being equal, we would expect a decline in mortgage rates to increase the demand for mortgage loans as borrowers refinance existing loans at lower interest rates. When portions of our servicing portfolio pay off, however, we experience lower revenues from our servicing investments unless we add new loans to our servicing portfolio to replace the loans that have been paid off. Conversely, in a constant or increasing rate environment, we would expect fewer loans to be refinanced and fewer early payoffs of our servicing portfolio. We manage the impact of interest rate changes on the dynamic between loan origination revenues and loan servicing revenues with derivative financial instruments and other asset/liability management tools. How well we manage this risk impacts our mortgage-related revenues. For more information, refer to "Balance Sheet Analysis" later in this report.

WE HAVE AN ACTIVE ACQUISITION PROGRAM.

We regularly explore opportunities to acquire financial institutions and other financial services providers. We cannot predict the number, size or timing of future acquisitions. We typically do not publicly comment on a possible acquisition or business combination until we have signed a definitive agreement for the transaction.

Our ability to successfully complete an acquisition generally is subject to some type of regulatory approval, and we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We typically can decide not to complete a proposed acquisition or business combination if we believe any condition under which a regulatory approval has been granted is unreasonably burdensome to us.

Difficulty in integrating an acquired company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of key employees, the disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with clients and employees or achieve the anticipated benefits of the acquisition.

OUR BUSINESS COULD SUFFER IF WE FAIL TO ATTRACT AND RETAIN SKILLED PEOPLE.

Our success depends, in part, on our ability to attract and retain key people. Competition for the best people--in particular individuals with technology experience--is intense. We may not be able to hire people or pay them enough to keep them.

OUR STOCK PRICE CAN BE VOLATILE.

Our stock price can fluctuate widely in response to a variety of factors including:

- actual or anticipated variations in our quarterly operating results;

- new technology or services by our competitors;

- significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

- failure to integrate our acquisitions or realize anticipated benefits from our acquisitions; or

- changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

OPERATING SEGMENT RESULTS

COMMUNITY BANKING'S net income was $2,911 million in 2000, compared with $2,978 million in 1999, a decrease of 2%. Net interest income increased by $430 million, or 6%, compared with 1999. The provision for loan losses increased by $171 million from 1999. Noninterest income was up by $718 million in 2000, or 14%, compared with 1999. The increase was due to venture capital gains, partially offset by losses on securities available for sale due to the restructuring of the portfolio, write-downs of auto lease residuals and net losses on sales of loans that were incurred by First Security prior to the FSCO Merger. Noninterest expense increased by $901 million over 1999 due to integration charges associated with the WFC Merger, the FSCO Merger and other acquisitions, as well as expenditures related to online banking enhancements. The increase in tax expense relates to the accrual of deferred taxes of $36 million on undistributed earnings of a foreign subsidiary that the Company now intends to repatriate.

WHOLESALE BANKING'S net income was $892 million in 2000, compared with $841 million in 1999, an increase of 6%. Net interest income increased $274 million, or 20%, from 1999, due to growth in loan volumes. Commercial loan balances increased $6 billion, or 17%, from 1999. Noninterest income increased by $32 million, or 3%, compared with 1999, predominantly due to increased institutional trust and investment fees, foreign exchange and other fees. Noninterest expense increased by $209 million, or 18%, compared with 1999 partially due to integration activities and costs associated with increased sales volume.

WELLS FARGO HOME MORTGAGE (formerly Norwest Mortgage) earned $310 million in 2000, a 17% increase over the $266 million earned in 1999. Mortgage originations were $67 billion in 2000, compared with $82 billion in 1999. The percentage of originations attributed to mortgage loan refinancings was approximately 14% in 2000, compared with 37% in 1999. The managed servicing portfolio increased to $453 billion at December 31, 2000 from $282 billion at December 31, 1999. During 2000, Wells Fargo Home Mortgage entered into an agreement to subservice GE Capital Mortgage Services' $84 billion mortgage portfolio and acquired the servicing rights to a $35 billion portion of First Union Mortgage Corporation's servicing portfolio. The weighted average coupon of loans in the owned servicing portfolio was 7.52% at December 31, 2000, compared with 7.33% a year earlier. Total capitalized mortgage servicing rights were $5.6 billion, or 1.5% of the owned servicing portfolio, at December 31, 2000. Amortization of capitalized mortgage servicing rights was $537 million in 2000, compared with $683 million in 1999. The decrease in amortization in 2000 compared with 1999 was due primarily to slower prepayment activity. Combined gains on sales of mortgages and servicing rights were $127 million in 2000, compared with $186 million in 1999.

WELLS FARGO FINANCIAL (formerly Norwest Financial) reported net income of $258 million in 2000, compared with $243 million in 1999, an increase of 6%. Net interest income increased by 8% from 1999, due to growth in average loans. The provision for loan losses was $328 million in 2000, compared with $288 million in 1999, an increase of 14%. The increase was substantially due to the provision for a credit card portfolio acquired in 2000.


EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $10,930 million in 2000, compared with $10,185 million in 1999.

Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2000, the net interest margin was 5.35%, compared with 5.47% in 1999. The decrease was mostly due to the impact of funding strong loan growth with higher costing short- and long-term borrowings, partially offset by improved yields within the investment securities portfolio from the restructuring that occurred during the fourth quarter of 1999 and the first nine months of 2000.

Table 4 presents the individual components of net interest income and the net interest margin.

Interest income was reduced by hedging expense of $50 million in 2000, compared with hedging income of $171 million in 1999. Interest expense included hedging expense of $32 million in 2000, compared with hedging income of $105 million in 1999.

NONINTEREST INCOME

Table 3 shows the major components of noninterest income.

Table 3

NONINTEREST INCOME
-------------------------------------------------------------------------------------------------------------------
                                                                                                           % Change
                                                                   Year Ended December 31,         ----------------
                                                  ---------------------------------------          2000/       1999/
(in millions)                                         2000           1999            1998          1999        1998
-------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                 $1,704         $1,580          $1,448             8%          9%
Trust and investment fees:
   Asset management and custody fees                   735            784             706            (6)         11
   Mutual fund and annuity sales fees                  763            472             308            62          53
   All other                                           126            110             102            15           8
                                                    ------         ------          ------
       Total trust and investment fees               1,624          1,366           1,116            19          22

Credit card fees                                       563            570             573            (1)         (1)
Other fees:
   Cash network fees                                   303            285             238             6          20
   Charges and fees on loans                           347            314             290            11           8
   All other                                           621            495             461            25           7
                                                    ------         ------          ------
       Total other fees                              1,271          1,094             989            16          11

Mortgage banking:
   Origination and other closing fees                  350            406             557           (14)        (27)
   Servicing fees, net of amortization                 665            404              15            65          --
   Net gains on sales of mortgage
       servicing rights                                159            193             227           (18)        (15)
   Net gains on sales of mortgages                      38            117             182           (68)        (36)
   All other                                           232            287             308           (19)         (7)
                                                    ------         ------          ------
       Total mortgage banking                        1,444          1,407           1,289             3           9

Insurance                                              411            395             358             4          10
Net venture capital gains                            1,943          1,008             113            93         792
Net (losses) gains on
   securities available for sale                      (722)          (228)            177           217          --
Income from equity investments
   accounted for by the:
   Cost method                                         170            138             151            23          (9)
   Equity method                                        94             81              42            16          93
Net (losses) gains on sales of loans                  (134)            68              94            --         (28)
Net gains on dispositions of operations                 23            107             100           (79)          7
All other                                              452            389             470            16         (17)
                                                    ------         ------          ------
       Total                                        $8,843         $7,975          $6,920            11%         15%
                                                    ======         ======          ======           ===         ===
-------------------------------------------------------------------------------------------------------------------

The increase in trust and investment fees for 2000 was due to overall growth in mutual fund assets. The Company managed mutual funds with $69 billion of assets at December 31, 2000, compared with $61 billion at December 31, 1999. The Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $432 billion and $378 billion at December 31, 2000 and 1999, respectively.

The increase in net venture capital gains was due to net gains (including write-downs for other-than-temporary impairment of marketable and nonmarketable securities) on various venture capital securities, including a $560 million gain that was recognized on the Company's investment in Siara Systems, Inc. Gains from venture capital securities are generally dependent on the timing of holdings becoming publicly traded and subsequent market conditions, causing venture capital gains to be unpredictable in nature.

The net losses on securities available for sale were predominantly due to the restructuring of the portfolio during the first nine months of 2000.

"All other" noninterest income included writedowns of auto lease residuals of about $177 million due to continued deterioration in the used auto market, compared with $36 million in 1999. In the third quarter of 2000, the Company obtained a residual loss insurance policy that will cover substantially all additional declines in residual values in the forseeable future for the auto lease portfolio as of June 30, 2000.

Net losses on sales of loans were due to sales of loans and securitizations by First Security prior to the FSCO Merger.

Table 4


AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        2000                                   1999
                                                          ----------------------------------      ---------------------------------
                                                                                    INTEREST                               Interest
                                                            AVERAGE      YIELDS/      INCOME/       Average     Yields/      income/
(in millions)                                               BALANCE       RATES      EXPENSE        balance      rates      expense
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                  $  2,370        6.01%     $   143      $  1,673        5.11%     $    86
Debt securities available for sale (3):
  Securities of U.S. Treasury and federal agencies            3,322        6.16          210         6,124        5.51          348
  Securities of U.S. states and political subdivisions        2,080        7.74          162         2,119        8.12          168
  Mortgage-backed securities:
    Federal agencies                                         26,054        7.22        1,903        23,542        6.77        1,599
    Private collateralized mortgage obligations               2,379        7.61          187         3,945        6.77          270
                                                           --------                  -------      --------                  -------
      Total mortgage-backed securities                       28,433        7.25        2,090        27,487        6.77        1,869
  Other debt securities (4)                                   5,049        7.93          261         3,519        7.49          209
                                                           --------                  -------      --------                  -------
          Total debt securities available for sale (4)       38,884        7.24        2,723        39,249        6.69        2,594
Mortgages held for sale (3)                                  10,725        7.85          849        13,559        6.96          951
Loans held for sale (3)                                       4,915        8.50          418         5,154        7.31          377
Loans:
  Commercial                                                 45,352        9.40        4,263        38,932        8.66        3,370
  Real estate 1-4 family first mortgage                      16,356        7.95        1,300        13,315        7.78        1,036
  Other real estate mortgage                                 22,509        8.99        2,023        18,822        8.74        1,645
  Real estate construction                                    6,934       10.02          695         5,260        9.56          503
  Consumer:
    Real estate 1-4 family junior lien mortgage              15,292       10.43        1,595        11,656        9.96        1,161
    Credit card                                               5,867       14.58          856         5,686       13.77          783
    Other revolving credit and monthly payment               21,824       12.06        2,631        19,561       11.88        2,324
                                                           --------                  -------      --------                  -------
      Total consumer                                         42,983       11.82        5,082        36,903       11.57        4,268
  Lease financing                                             9,822        7.66          752         8,852        7.81          691
  Foreign                                                     1,621       21.15          343         1,554       20.65          321
                                                           --------                  -------      --------                  -------
      Total loans (5)(6)                                    145,577        9.93       14,458       123,638        9.57       11,834
Other                                                         3,206        6.21          199         3,252        5.01          162
                                                           --------                  -------      --------                  -------
          Total earning assets                             $205,677        9.19       18,790      $186,525        8.60       16,004
                                                           ========                  -------      ========                  -------

FUNDING SOURCES
Deposits:
  Interest-bearing checking                                $  3,424        1.88           64      $  3,120         .99           31
  Market rate and other savings                              63,577        2.81        1,786        60,901        2.30        1,399
  Savings certificates                                       30,101        5.37        1,616        30,088        4.86        1,462
  Other time deposits                                         4,438        5.69          253         3,957        4.94          196
  Deposits in foreign offices                                 5,950        6.22          370         1,658        4.76           79
                                                           --------                  -------      --------                  -------
      Total interest-bearing deposits                       107,490        3.80        4,089        99,724        3.17        3,167
Short-term borrowings                                        28,222        6.23        1,758        22,559        5.00        1,127
Long-term debt                                               29,000        6.69        1,939        24,646        5.90        1,453
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                       935        7.92           74           935        7.73           72
                                                           --------                  -------      --------                  -------
      Total interest-bearing liabilities                    165,647        4.75        7,860       147,864        3.94        5,819
Portion of noninterest-bearing funding sources               40,030          --           --        38,661          --           --
                                                           --------                  -------      --------                  -------
          Total funding sources                            $205,677        3.84        7,860      $186,525        3.13        5,819
                                                           ========                  -------      ========                  -------

NET INTEREST MARGIN AND NET INTEREST INCOME ON
  A TAXABLE-EQUIVALENT BASIS (7)                                           5.35%     $10,930                      5.47%     $10,185
                                                                          =====      =======                     =====      =======

NONINTEREST-EARNING ASSETS
Cash and due from banks                                    $ 13,103                               $ 12,252
Goodwill                                                      8,811                                  7,983
Other                                                        22,597                                 18,339
                                                           --------                               --------
          Total noninterest-earning assets                 $ 44,511                               $ 38,574
                                                           ========                               ========

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                   $ 48,691                                 $45,201
Other liabilities                                            11,000                                  8,909
Preferred stockholders' equity                                  266                                    461
Common stockholders' equity                                  24,584                                 22,664
Noninterest-bearing funding sources used to
    fund earning assets                                     (40,030)                               (38,661)
                                                           --------                               --------
          Net noninterest-bearing funding sources          $ 44,511                               $ 38,574
                                                           ========                               ========

TOTAL ASSETS                                               $250,188                               $225,099
                                                           ========                               ========
------------------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 9.24%, 8.00%, 8.35%, 8.44% and 8.27% for 2000, 1999, 1998, 1997 and 1996, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 6.52%, 5.42%, 5.56%, 5.74% and 5.51% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3) Yields are based on amortized cost balances computed on a settlement date basis.
(4) Includes certain preferred securities.


----------------------------------------------------------------------------------------------------------------------
                             1998                                        1997                                     1996
----------------------------------       ------------------------------------        ---------------------------------
                         Interest                                    Interest                                 Interest
 Average     Yields/       income/        Average     Yields/          income/       Average      Yields/       income/
 balance      rates       expense         balance      rates          expense        balance       rates       expense
----------------------------------------------------------------------------------------------------------------------


$  1,770       5.57%      $    99        $  1,207       5.40%         $    65       $  1,706        5.45%      $    93

   5,916       6.02           353           5,987       6.22              371          4,365        6.00           262
   1,855       8.39           148           1,630       8.35              133          1,118        8.59            96

  20,079       6.99         1,376          22,173       7.08            1,559         22,076        6.94         1,531
   3,072       6.72           205           3,083       6.80              210          2,907        6.54           190
--------                  -------        --------                     -------       --------                   -------
  23,151       6.95         1,581          25,256       7.05            1,769         24,983        6.89         1,721
   1,570       7.94           105           1,192       5.71               71          1,594        4.89            78
--------                  -------        --------                     -------       --------                   -------
  32,492       6.90         2,187          34,065       6.91            2,344         32,060        6.73         2,157
  14,712       6.85         1,008           7,314       7.27              532          7,194        7.74           557
   4,876       7.71           376           3,900       8.10              316          3,560        9.21           328

  35,805       8.85         3,169          31,939       9.22            2,943         29,607        9.18         2,719
  13,870       7.92         1,098          16,924       8.46            1,432         16,690        8.44         1,409
  17,539       9.40         1,648          17,603       9.61            1,692         16,721        9.23         1,543
   4,270       9.71           415           3,858      10.13              391          3,469        9.97           346

  10,708      10.43         1,117           9,882       9.61              950          9,474        9.34           885
   6,322      14.99           948           6,960      14.59            1,015          6,819       15.05         1,026
  19,992      12.15         2,428          20,188      11.88            2,398         19,022       11.75         2,236
--------                  -------        --------                     -------       --------                   -------
  37,022      12.13         4,493          37,030      11.78            4,363         35,315       11.74         4,147
   7,039       8.13           572           5,467       8.32              455          3,754        8.39           315
   1,353      20.65           279           1,042      20.40              212            966       20.39           197
--------                  -------        --------                     -------       --------                   -------
 116,898       9.99        11,674         113,863      10.09           11,488        106,522       10.02        10,676
   3,092       5.86           181           2,558       5.93              152          2,116        5.62           119
--------                  -------        --------                     -------       --------                   -------
$173,840       8.97        15,525        $162,907       9.16           14,897       $153,158        9.09        13,930
========                  -------        ========                     -------       ========                   -------



$  3,034       1.35            41        $  3,491       1.72               60       $  7,645        1.56           119
  56,724       2.63         1,492          54,753       2.62            1,433         48,032        2.71         1,301
  31,905       5.29         1,686          32,143       5.32            1,711         27,666        5.19         1,435
   4,565       5.47           250           4,112       5.61              231          6,053        5.77           349
     948       4.84            46           1,386       4.83               67            719        4.73            34
--------                  -------        --------                     -------       --------                   -------
  97,176       3.62         3,515          95,885       3.65            3,502         90,115        3.59         3,238
  17,927       5.36           963          14,038       5.36              756         12,749        5.26           671
  19,294       6.29         1,214          18,335       6.40            1,173         19,029        6.25         1,190

   1,160       8.12            94           1,437       7.89              113             82        7.32             6
--------                  -------        --------                     -------       --------                   -------
 135,557       4.27         5,786         129,695       4.27            5,544        121,975        4.19         5,105
  38,283         --            --          33,212         --               --         31,183          --            --
--------                  -------        --------                     -------       --------                   -------
$173,840       3.34         5,786        $162,907       3.41            5,544       $153,158        3.33         5,105
========                  -------        ========                     -------       ========                   -------


               5.63%      $ 9,739                       5.75%         $ 9,353                       5.76%      $ 8,825
              =====       =======                      =====          =======                      =====       =======


$ 11,410                                 $ 12,297                                   $ 12,098
   8,069                                    8,325                                      6,477
  14,255                                   14,689                                     11,870
--------                                 --------                                   --------
$ 33,734                                 $ 35,311                                   $ 30,445
========                                 ========                                   ========


$ 43,229                                 $ 39,903                                   $ 36,922
   7,314                                    7,688                                      5,770
     463                                      555                                        969
  21,011                                   20,377                                     17,967

 (38,283)                                 (33,212)                                   (31,183)
--------                                 --------                                   --------
$ 33,734                                 $ 35,311                                   $ 30,445
========                                 ========                                   ========

$207,574                                 $198,218                                   $183,603
========                                 ========                                   ========
---------------------------------------------------------------------------------------------------

(5) Interest income includes loan fees, net of deferred costs, of approximately $205 million, $210 million, $148 million, $126 million and $103 million in 2000, 1999, 1998, 1997 and 1996, respectively.
(6) Nonaccrual loans and related income are included in their respective loan categories.
(7) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

NONINTEREST EXPENSE

Table 5 shows the major components of noninterest expense.

Table 5

NONINTEREST EXPENSE
-------------------------------------------------------------------------------------------------------------------
                                                                                                           % Change
                                                                   Year Ended December 31,         ----------------
                                                  ---------------------------------------          2000/      1999/
(in millions)                                         2000            1999           1998          1999       1998
------------------------------------------------------------------------------------------------------------------
Salaries                                           $ 3,652         $ 3,307        $ 3,318            10%        --%
Incentive compensation                                 846             643            657            32         (2)
Employee benefits                                      989             901            807            10         12
Equipment                                              948             928            976             2         (5)
Net occupancy                                          953             813            804            17          1
Goodwill                                               530             459            429            15          7
Core deposit intangible:
   Nonqualifying (1)                                   173             186            220            (7)       (15)
   Qualifying                                           13              20             27           (35)       (26)
Net (gains) losses on dispositions of
   premises and equipment                              (58)            (16)           325           263         --
Contract services                                      536             473            353            13         34
Outside professional services                          447             381            398            17         (4)
Outside data processing                                343             312            293            10          6
Advertising and promotion                              316             251            252            26         --
Telecommunications                                     303             286            269             6          6
Travel and entertainment                               287             262            225            10         16
Postage                                                252             239            241             5         (1)
Stationery and supplies                                223             191            198            17         (4)
Insurance                                              157             152            132             3         15
Operating losses                                       179             150            157            19         (4)
Security                                                98              95             90             3          6
All other                                              643             604          1,140             6        (47)
                                                   -------         -------        -------
   Total                                           $11,830         $10,637        $11,311            11%        (6)%
                                                   =======         =======        =======           ===        ===
-------------------------------------------------------------------------------------------------------------------

(1) Represents amortization of core deposit intangible acquired after February 1992 that is subtracted from stockholders' equity in computing regulatory capital for bank holding companies.


The increase in salaries, incentive compensation and employee benefits was due to an increase in active full-time equivalent staff, partially offset by the reversal of $58 million of the remaining severance reserve associated with the WFC Merger due to better than expected results from the Company's employee retention program and higher than expected voluntary terminations due to a robust job market.


EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CORE DEPOSIT INTANGIBLE

Table 6 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible amortization ("cash" earnings) for the year ended December 31, 2000. Table 7 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 2000. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to Financial Statements for other information regarding funds available for use by management.





Table 6


EARNINGS EXCLUDING GOODWILL AND NONQUALIFYING CDI
-------------------------------------------------------------------------------------------------------------------
                                                                                                         Year ended
(in millions, except per share amounts)                                                           December 31, 2000
-------------------------------------------------------------------------------------------------------------------
                                                                                     Amortization
                                                                        -------------------------
                                                                                    Nonqualifying
                                                      Reported                       core deposit             "Cash"
                                                      earnings          Goodwill       intangible          earnings
Income before income tax expense                        $6,549              $530             $173            $7,252
   Income tax expense                                    2,523                --               66             2,589
                                                        ------              ----             ----            ------
Net income                                               4,026               530              107             4,663
   Preferred stock dividends                                17                --               --                17
                                                        ------              ----             ----            ------
Net income applicable to common stock                   $4,009              $530             $107            $4,646
                                                        ======              ====              ===            ======
Earnings per common share                               $ 2.36                                               $ 2.73
                                                        ======                                               ======
Diluted earnings per common share                       $ 2.33                                               $ 2.70
                                                        ======                                               ======
-------------------------------------------------------------------------------------------------------------------

Table 7

RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI
-----------------------------------------------------------------------------------------------------------------
                                                                                                       Year ended
(in millions)                                                                                   December 31, 2000
-----------------------------------------------------------------------------------------------------------------
                           ROA:                      A / (C-E-F)     =      1.94%
                           ROE:                      B / (D-E-G)     =     30.89%
                           Efficiency:              (H-I) / J        =      56.5%

Net income                                                                                            $  4,663(A)
Net income applicable to common stock                                                                    4,646(B)
Average total assets                                                                                   250,188(C)
Average common stockholders' equity                                                                     24,584(D)
Average goodwill                                                                                         8,811(E)
Average pretax nonqualifying core deposit intangible                                                     1,182(F)
Average after-tax nonqualifying core deposit intangible                                                    733(G)
Noninterest expense                                                                                     11,830(H)
Amortization expense for goodwill and nonqualifying core deposit intangible                                703(I)
Net interest income plus noninterest income                                                             19,708(J)
-------------------------------------------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

A comparison between the year-end 2000 and 1999 balance sheets is presented below.

SECURITIES AVAILABLE FOR SALE

Total securities available for sale averaged $38.9 billion in 2000, compared with $39.2 billion in 1999. Total securities available for sale were $38.7 billion at December 31, 2000, a 12% decrease from $43.9 billion at December 31, 1999.

Table 8 provides the components of the estimated unrealized net gain on securities available for sale.

Table 8


ESTIMATED UNREALIZED GAINS AND LOSSES ON SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                                     ------------------------------
(in millions)                                                                           2000                   1999
-------------------------------------------------------------------------------------------------------------------
Estimated unrealized gross gains                                                      $1,620                $ 2,185
Estimated unrealized gross losses                                                       (830)                (1,108)
                                                                                     -------                -------
Estimated unrealized net gain                                                         $  790                $ 1,077
                                                                                     =======                =======
-------------------------------------------------------------------------------------------------------------------

The unrealized net gain of $718 million in the debt securities portion of the securities available for sale portfolio at December 31, 2000 was attributable to the restructuring of the portfolio during the year accompanied by a decline in long-term interest rates throughout the year. The Company may decide to sell certain of the securities available for sale to manage the level of earning assets (for example, to offset loan growth that exceeds expected maturities and prepayments of securities). (See Note 4 to Financial Statements for securities available for sale by security type.)

The unrealized net gain on securities available for sale is reported on an after-tax basis as a component of cumulative other comprehensive income. At December 31, 2000, the unrealized net after-tax gain was $536 million, compared with an unrealized net after-tax gain of $770 million at December 31, 1999.

At December 31, 2000, mortgage-backed securities, including collateralized mortgage obligations (CMOs), were $28.2 billion, or 73% of the Company's securities available for sale portfolio. As an indication of interest rate risk, the Company has estimated the effect of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on that rate scenario, mortgage-backed securities would decrease in fair value from $28.4 billion to $26.1 billion and the expected remaining maturity of these securities would increase from 7 years and 6 months to 8 years and 8 months.

LOAN PORTFOLIO

A comparative schedule of average loan balances is presented in Table 4; year-end balances are presented in Note 5 to Financial Statements.

Loans averaged $145.6 billion in 2000, compared with $123.6 billion in 1999, an increase of 18%. Total loans at December 31, 2000 were $161.1 billion, compared with $133.0 billion at year-end 1999, an increase of 21%. The Company's total unfunded loan commitments increased to $92.7 billion at December 31, 2000, from $82.3 billion at December 31, 1999. The actual liquidity requirements or credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit because a significant portion of those commitments are expected to expire without being drawn upon.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

Table 9, on the following page, presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 9 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 10. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in Table
9. (Note 1 to Financial Statements describes the Company's accounting policy relating to nonaccrual and restructured loans.)

Table 9

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                   ---------------------------------------------------------------
(in millions)                                        2000          1999           1998          1997          1996
------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial (1)                                  $  739          $374           $302          $224        $  295
   Real estate 1-4 family first mortgage              127           144            138           177           155
   Other real estate mortgage (2)                     113           118            204           263           385
   Real estate construction                            57            11             23            32            34
   Consumer:
      Real estate 1-4 family junior lien mortgage      23            17             17            17            15
      Other revolving credit and monthly payment       36            27             41            18             5
                                                   ------          ----           ----          ----        ------
         Total consumer                                59            44             58            35            20
   Lease financing                                     92            24             13            12            18
   Foreign                                              7             9             17            --            --
                                                   ------          ----           ----          ----        ------
      Total nonaccrual loans (3)                    1,194           724            755           743           907
Restructured loans                                      1             4              1             9            10
                                                   ------          ----           ----          ----        ------
Nonaccrual and restructured loans                   1,195           728            756           752           917
As a percentage of total loans                         .7%           .5%            .6%           .6%           .8%

Foreclosed assets                                     128           161            152           216           273
Real estate investments (4)                            27            33              1             4             4
                                                   ------          ----           ----          ----        ------

Total nonaccrual and restructured
   loans and other assets                          $1,350          $922           $909          $972        $1,194
                                                   ======          ====           ====          ====        ======
-----------------------------------------------------------------------------------------------------------------

(1) Includes commercial agricultural loans of $44 million, $49 million, $41 million, $32 million and $31 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.
(2) Includes agricultural loans secured by real estate of $13 million, $17 million, $12 million, $18 million and $13 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.
(3) Of the total nonaccrual loans, $761 million, $372 million, $389 million, $416 million and $593 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively, were considered impaired under FAS 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN.
(4) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans. Real estate investments totaled $56 million, $89 million, $128 million, $172 million and $154 million at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

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

If interest that was due on the book balances of all nonaccrual and restructured loans (including loans that were but are no longer on nonaccrual or were restructured at year end) had been accrued under their original terms, $88 million of interest would have been recorded in 2000, compared with $22 million actually recorded.

Foreclosed assets at December 31, 2000 were $128 million, compared with $161 million at December 31, 1999. Most of the foreclosed assets at December 31, 2000 have been in the portfolio three years or less.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 10 shows loans that are contractually past due 90 days or more as to interest or principal, but are not included in Table 9, Nonaccrual and Restructured Loans and Other Assets.



Table 10

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                           --------------------------------------------------------
(in millions)                                              2000        1999         1998         1997          1996
-------------------------------------------------------------------------------------------------------------------
Commercial                                                 $ 90        $ 27         $ 33         $ 37          $ 86
Real estate 1-4 family first mortgage                        66          45           42           58            55
Other real estate mortgage                                   24          18           18           17            68
Real estate construction                                     12           4            6           14            11
Consumer:
    Real estate 1-4 family junior lien mortgage              27          36           65           75            55
    Credit card                                              96         105          145          165           151
    Other revolving credit and monthly payment              263         198          171          212           188
                                                          -----        ----         ----         ----         -----
      Total consumer                                        386         339          381          452           394
                                                          -----        ----         ----         ----         -----

    Total                                                  $578        $433         $480         $578          $614
                                                          =====        ====         ====         ====         =====
-------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to Financial Statements. At December 31, 2000, the allowance for loan losses was $3,719 million, or 2.31% of total loans, compared with $3,344 million, or 2.51%, at December 31, 1999 and $3,307 million, or 2.76%, at December 31, 1998. The provision for loan losses totaled $1,329 million in 2000, $1,104 million in 1999 and $1,617 million in 1998. Net charge-offs in 2000 were $1,219 million, or .84% of average total loans, compared with $1,115 million, or .90%, in 1999 and $1,678 million, or 1.44%, in 1998. Loan loss recoveries were $428 million in 2000, compared with $473 million in 1999 and $461 million in 1998. Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

The Company considers the allowance for loan losses of $3,719 million adequate to cover losses inherent in loans, commitments to extend credit and standby and other letters of credit at December 31, 2000. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizeable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the ongoing examination process by the Company and its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 to Financial Statements.

DEPOSITS

Comparative detail of average deposit balances is presented in Table 4. Average core deposits funded 58.3% and 61.9% of the Company's average total assets in 2000 and 1999, respectively. Year-end deposit balances are presented in Table 11.

Table 11

DEPOSITS
-------------------------------------------------------------------------------------------------------------------
                                                                                      December 31,
                                                              -----------------------------------                 %
(in millions)                                                        2000                    1999            Change
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                              $ 55,096                $ 45,520                21%
Interest-bearing checking                                           3,699                   3,556                 4
Market rate and other savings                                      66,859                  60,339                11
Savings certificates                                               31,056                  28,832                 8
                                                                 --------                --------
   Core deposits                                                  156,710                 138,247                13
Other time deposits                                                 5,137                   3,757                37
Deposits in foreign offices                                         7,712                   3,914                97
                                                                 --------                --------
     Total deposits                                              $169,559                $145,918                16%
                                                                 ========                ========                ==
-------------------------------------------------------------------------------------------------------------------

MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Company is exposed is interest rate risk. The majority of the Company's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available for sale, deposit liabilities, short-term borrowings, long-term debt and derivative financial instruments used for asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times as market interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk". There is, however, another source of interest rate risk which results from changing spreads between asset and liability rates. The Company calls this type of risk "basis risk"; it is a significant source of interest rate risk for the Company and is more difficult to quantify and manage than term structure risk. Two primary components of basis risk for the Company are (1) the spread between prime-based loans and market rate account (MRA) savings deposits and (2) the rate paid on savings and interest-bearing checking accounts as compared to LIBOR-based loans.

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

The simulation model is used to measure the impact on net income, relative to a base case scenario, of interest rates increasing or decreasing 100 basis points over the next 12 months. The simulation run at December 31, 2000 showing the largest drop in net income relative to the base case scenario over the next twelve months is a 100 basis point increase in rates that will result in a decrease in net income of $61 million. In the simulation that was run at December 31, 1999, the largest drop in net income relative to the base case scenario over the next twelve months was a 100 basis point increase in rates that was projected to result in a decrease in net income of $54 million.

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate exposures indicated by the net income simulation described above. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. The Company also purchases interest rate floors to protect against the loss in interest income on LIBOR-based loans during a declining interest rate environment. Additionally, receive-fixed rate swaps are used to convert floating-rate loans into fixed rates to better match the liabilities that fund the loans. The Company also uses derivatives including floors, swaptions, futures contracts and options on futures contracts to hedge the Company's mortgage servicing rights as well as forwards, swaptions, futures and options on futures and forwards to hedge the Company's 1-4 family real estate first mortgage loan commitments and mortgage loans held for sale.

Looking toward managing interest rate risk in 2001, the Company will face risk primarily from the possibility of rising rates. Given the Company's negative one year gap, if rates rise, rate sensitive liabilities will rise faster than asset yields, leading to a decline in the margin. The extent of this decline will depend on the degree to which retail deposits change relative to market rates.

Falling rates should benefit the Company's margin, as deposit rates can be expected to fall faster than asset yields. This would particularly be true if short-term rates fall more than long-term rates, and the yield curve returns to a positive slope. In the case of a large rate decline, retail deposit pricing might reach a floor and offset some of the benefit.

As mentioned above, the Company has also partially hedged its mortgage serving rights against a falling rate scenario, using primarily floors, futures contracts and options on futures contracts. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would significantly affect its liquidity position.

The Company considers the fair values and the potential near term losses to future earnings related to its customer accommodation derivative financial instruments to be immaterial.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate derivative financial instruments as asset/liability management tools to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to accommodate its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. Table 12, below, reconciles the beginning and ending notional or contractual amounts of derivative financial instruments used for asset/liability management purposes for 2000 and shows the expected remaining maturity at year-end 2000. For a further discussion of derivative financial instruments, refer to Note 23 to Financial Statements.

Table 12

DERIVATIVE ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31, 2000
                                   -----------------------------------------------------------------------------------------
                                                                                                                    Weighted
                                                                                                                     average
                                                                                                                    expected
                                                                Amortization                                       remaining
                                   Beginning                             and                         Ending     maturity (in
(in millions)                        balance        Additions     maturities       Terminations     balance       yrs.-mos.)
----------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
    Swaps                            $32,846         $ 11,108        $11,522           $  6,615     $25,817             2-6
    Futures                           50,885           63,711         33,513              9,599      71,484            0-10
    Floors and caps                   41,142           12,863         15,850             18,016      20,139            2-11
    Options                           11,940          127,838         79,683             39,475      20,620             0-4
    Forwards                          22,528          317,253         90,385            228,004      21,392             0-1
Foreign exchange contracts:
    Forwards                             138              719             --                785          72             1-0
----------------------------------------------------------------------------------------------------------------------------


Net deferred losses related to interest rate futures contracts were $304 million at December 31, 2000. Net deferred losses on terminated derivative financial instruments were $320 million at December 31, 2000, compared with net deferred losses of $237 million at December 31, 1999.

LIQUIDITY AND CAPITAL MANAGEMENT

The Company manages its liquidity and capital at both the parent and subsidiary levels.

In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the Company's securities available for sale portfolio. The weighted average expected remaining maturity of the debt securities within this portfolio was 7 years and 8 months at December 31, 2000. Of the $36.1 billion of debt securities in this portfolio at December 31, 2000, $3.8 billion, or 11%, is expected to mature or be prepaid in 2001 and an additional $3.5 billion, or 10%, is expected to mature or be prepaid in 2002. Asset liquidity is further enhanced by the Company's ability to securitize assets such as mortgage loans.

Core deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 68.2% and 72.2% of its average total assets in 2000 and 1999, respectively.

The remaining funding of average total assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $28.2 billion and $22.6 billion in 2000 and 1999, respectively. Long-term debt averaged $29.0 billion and $24.6 billion in 2000 and 1999, respectively. Trust preferred securities averaged $.9 billion in 2000 and 1999.

Liquidity for the Company is also provided by interest income, deposit-raising activities, potential disposition of readily marketable assets and through its ability to raise funds in a variety of domestic and international money and capital markets. The Company accesses the capital markets for long-term funding through the issuance of registered debt, private placements and asset-based secured funding.

In October 2000, the Parent filed a shelf registration statement with the SEC under which the Parent may issue up to $10 billion in debt and equity securities, excluding common stock, except for common stock issuable upon the exercise or conversion of debt and equity securities. That registration statement, together with the $550 million issuance authority remaining on the Parent's registration statement filed in 1999, permits the Parent to issue an aggregate of $10.55 billion in such debt and equity securities as of December 31, 2000. Proceeds from the issuance of the debt securities listed above were, and with respect to any such securities issued in the future, are expected to be used for general corporate purposes.

In April 2000, Wells Fargo Financial, Inc. (WFFI) filed a shelf registration statement with the SEC, under which WFFI may issue up to $3 billion in senior or subordinated debt securities. As of December 31, 2000, WFFI had $1.8 billion remaining under the registration statement. In April 1999, WFFI filed a shelf registration statement with the SEC, under which WFFI may issue up to $2 billion in senior or subordinated debt securities. As of December 31, 2000, WFFI had $150 million remaining under the registration statement. Also in 1999, a subsidiary of WFFI filed a shelf registration statement with the Canadian provincial securities authorities for the issuance of up to $1 billion (Canadian) in debt securities. As of December 31, 2000, there was $465 million (Canadian) remaining on that registration statement. In February 2001, WFFI filed a shelf registration statement with the SEC, under which WFFI may issue up to $4 billion in senior or subordinated debt securities.

In March and June of 2000, Wells Fargo Bank, N.A. issued $750 million in Floating-Rate Subordinated Notes and $1.75 billion in Subordinated Notes, respectively. In February of 2001, Wells Fargo Bank, N.A. issued $1 billion in Subordinated Notes. These issuances were completed as private placements in accordance with the Office of the Comptroller of the Currency (OCC) rules for securities offerings by banks. Also in February, Wells Fargo Bank, N.A. filed with the OCC an Offering Circular to issue from time to time up to $20 billion in senior and subordinated notes. These issuances will be completed as private placements.

To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 2001 are estimated to be approximately $500 million for equipment for stores, relocation and remodeling of Company facilities, routine replacement of furniture and equipment, and servers and other networking equipment related to expansion of the Company's Internet Services business. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. (See Note 22 to Financial Statements for additional information.)

Since 1986, the Company has repurchased common shares in the open market under a systematic plan to meet the common stock issuance requirements of the Company's benefit plans and for acquisitions accounted for as purchases. In February 2000, the Board of Directors authorized the repurchase of up to 81 million additional shares of the Company's outstanding common stock. In September 2000, the Board of Directors authorized an amendment reducing the February 2000 repurchase authorization to a total of 30 million shares. As of December 31, 2000, the total remaining common stock repurchase authority was approximately 5.5 million shares.

COMPARISON OF 1999 TO 1998

Net income in 1999 was $4,012 million, compared with $2,191 million in 1998, an increase of 83%. Diluted earnings per common share were $2.29 in 1999, compared with $1.26 in 1998, an increase of 82%. ROA was 1.78% and ROE was 17.55% in 1999, compared with 1.06% and 10.26%, respectively, in 1998.

Diluted earnings before the amortization of goodwill and CDI ("cash" earnings) were $2.62 per share in 1999, compared with $1.59 in 1998. On the same basis, ROA was 2.13% and ROE was 32.85% in 1999, compared with 1.39% and 21.90%, respectively, in 1998.

Net interest income on a taxable-equivalent basis was $10,185 million in 1999, compared with $9,739 million in 1998. The Company's net interest margin was 5.47% for 1999, compared with 5.63% in 1998. The decrease in the net interest margin for 1999 was primarily due to higher balances of lower yielding investment securities and lower yields on loans.

Noninterest income in 1999 was $7,975 million, compared with $6,920 million in 1998, an increase of 15%. The increase was primarily due to higher net venture capital gains, partly offset by losses on sales of investment securities.

Noninterest expense in 1999 was $10,637 million, compared with $11,311 million in 1998. The decrease was primarily due to charges incurred in 1998 related to the WFC Merger.

The provision for loan losses was $1,104 million in 1999, compared with $1,617 million in 1998. Net charge-offs in 1999 were $1,115 million, or .90% of average total loans, compared with $1,678 million, or 1.44%, in 1998. The allowance for loan losses was 2.51% of total loans at December 31, 1999, compared with 2.76% at December 31, 1998.

Total nonaccrual and restructured loans were $728 million, or .5% of total loans, at December 31, 1999, compared with $756 million, or .6%, at December 31, 1998. Foreclosed assets were $161 million at December 31, 1999, compared with $152 million at December 31, 1998.


ADDITIONAL INFORMATION

Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period annual and quarterly prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 99,260 as of January 31, 2001.

PRICE RANGE OF COMMON STOCK--ANNUAL ($)

-------------------------------------------------------------------------------------------------------------------

                         1998       1999       2000
                    -------------------------------
High                   $43.88     $49.94     $56.38
Low                     27.50      32.13      31.00
End of period           39.94      40.44      55.69


PRICE RANGE OF COMMON STOCK--QUARTERLY ($)

                                                          1999                                          2000
                    ------------------------------------------    ------------------------------------------
                           1Q         2Q         3Q         4Q           1Q         2Q         3Q         4Q
                    ------------------------------------------    ------------------------------------------
High                   $40.44     $44.88     $45.31     $49.94       $43.75     $47.75     $47.13     $56.38
Low                     32.13      34.38      36.44      38.38        31.00      37.31      38.73      39.63
End of period           35.06      42.75      39.63      40.44        40.75      38.75      45.94      55.69

-------------------------------------------------------------------------------------------------------------------

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                             --------------------------------------
(in millions, except per share amounts)                                           2000          1999           1998
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Securities available for sale                                                 $  2,671      $  2,533       $  2,133
Mortgages held for sale                                                            849           951          1,008
Loans held for sale                                                                418           377            376
Loans                                                                           14,446        11,823         11,660
Other interest income                                                              341           250            278
                                                                              --------      --------       --------
      Total interest income                                                     18,725        15,934         15,455
                                                                              --------      --------       --------

INTEREST EXPENSE
Deposits                                                                         4,089         3,166          3,515
Short-term borrowings                                                            1,758         1,127            961
Long-term debt                                                                   1,939         1,452          1,213
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                          74            73             93
                                                                              --------      --------       --------
      Total interest expense                                                     7,860         5,818          5,782
                                                                              --------      --------       --------
NET INTEREST INCOME                                                             10,865        10,116          9,673
Provision for loan losses                                                        1,329         1,104          1,617
                                                                              --------      --------       --------
Net interest income after provision for loan losses                              9,536         9,012          8,056
                                                                              --------      --------       --------
NONINTEREST INCOME
Service charges on deposit accounts                                              1,704         1,580          1,448
Trust and investment fees                                                        1,624         1,366          1,116
Credit card fees                                                                   563           570            573
Other fees                                                                       1,271         1,094            989
Mortgage banking                                                                 1,444         1,407          1,289
Insurance                                                                          411           395            358
Net venture capital gains                                                        1,943         1,008            113
Net (losses) gains on securities available for sale                               (722)         (228)           177
Other                                                                              605           783            857
                                                                              --------      --------       --------
      Total noninterest income                                                   8,843         7,975          6,920
                                                                              --------      --------       --------
NONINTEREST EXPENSE
Salaries                                                                         3,652         3,307          3,318
Incentive compensation                                                             846           643            657
Employee benefits                                                                  989           901            807
Equipment                                                                          948           928            976
Net occupancy                                                                      953           813            804
Goodwill                                                                           530           459            429
Core deposit intangible                                                            186           206            247
Net (gains) losses on dispositions of premises and equipment                       (58)          (16)           325
Other                                                                            3,784         3,396          3,748
                                                                              --------      --------       --------
      Total noninterest expense                                                 11,830        10,637         11,311
                                                                              --------      --------       --------
INCOME BEFORE INCOME TAX EXPENSE                                                 6,549         6,350          3,665
Income tax expense                                                               2,523         2,338          1,474
                                                                              --------      --------       --------
NET INCOME                                                                    $  4,026      $  4,012       $  2,191
                                                                              ========      ========       ========
NET INCOME APPLICABLE TO COMMON STOCK                                         $  4,009      $  3,977       $  2,156
                                                                              ========      ========       ========
EARNINGS PER COMMON SHARE                                                     $   2.36      $   2.32       $   1.28
                                                                              ========      ========       ========
DILUTED EARNINGS PER COMMON SHARE                                             $   2.33      $   2.29       $   1.26
                                                                              ========      ========       ========
DIVIDENDS DECLARED PER COMMON SHARE                                           $    .90      $   .785       $    .70
                                                                              ========      ========       ========
Average common shares outstanding                                              1,699.5       1,714.0        1,688.1
                                                                              ========      ========       ========
Diluted average common shares outstanding                                      1,718.4       1,735.4        1,710.6
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

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                               -----------------------------------
(in millions, except shares)                                                        2000                      1999
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $ 16,978                  $ 14,118
Federal funds sold and securities purchased
   under resale agreements                                                         1,598                     1,722
Securities available for sale                                                     38,655                    43,911
Mortgages held for sale                                                           11,812                    12,678
Loans held for sale                                                                4,539                     5,043

Loans                                                                            161,124                   133,004
Allowance for loan losses                                                          3,719                     3,344
                                                                                --------                  --------
      Net loans                                                                  157,405                   129,660
                                                                                --------                  --------
Mortgage servicing rights                                                          5,609                     4,652
Premises and equipment, net                                                        3,415                     3,372
Core deposit intangible                                                            1,183                     1,299
Goodwill                                                                           9,303                     8,046
Interest receivable and other assets                                              21,929                    16,552
                                                                                --------                  --------
      Total assets                                                              $272,426                  $241,053
                                                                                ========                  ========
LIABILITIES
Noninterest-bearing deposits                                                    $ 55,096                  $ 45,520
Interest-bearing deposits                                                        114,463                   100,398
                                                                                --------                  --------
      Total deposits                                                             169,559                   145,918
Short-term borrowings                                                             28,989                    31,727
Accrued expenses and other liabilities                                            14,409                    11,736
Long-term debt                                                                    32,046                    26,866
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                           935                       935

STOCKHOLDERS' EQUITY
Preferred stock                                                                      385                       344
Unearned ESOP shares                                                                (118)                      (73)
                                                                                --------                  --------
     Total preferred stock                                                           267                       271
Common stock - $1 2/3 par value, authorized
   4,000,000,000 shares; issued 1,736,381,025 shares
   and 1,736,259,632 shares                                                        2,894                     2,894
Additional paid-in capital                                                         9,337                     9,213
Retained earnings                                                                 14,541                    12,565
Cumulative other comprehensive income                                                524                       760
Notes receivable from ESOP                                                            --                        (1)
Treasury stock - 21,735,182 shares and 39,840,269 shares                          (1,075)                   (1,831)
                                                                                --------                  --------
      Total stockholders' equity                                                  26,488                    23,871
                                                                                --------                  --------
      Total liabilities and stockholders' equity                                $272,426                  $241,053
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

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME



--------------------------------------------------------------------------------------------------------------------------------

                                                                               Unearned             Additional
                                                       Number of  Preferred        ESOP      Common    paid-in     Retained
(in millions, except shares)                              shares      stock      shares       stock    capital     earnings
---------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                                             $ 544       $ (80)     $2,828     $8,365       $9,358
                                                                    -------     -------     -------    -------     --------
Comprehensive income
   Net income-1998                                                                                                    2,191
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income


Total comprehensive income
Common stock issued                                   40,124,541                                 51        946         (191)
Common stock issued for acquisitions                  18,099,205                                 25         71           11
Common stock repurchased                              34,300,254                                (22)      (407)
Preferred stock issued to ESOP                                           35         (37)                     2
Preferred stock released to ESOP                                                     33                     (1)
Preferred stock (31,161) converted to common shares      803,903        (32)                                 3
Preferred stock dividends                                                                                               (35)
Common stock dividends                                                                                               (1,078)
Cash payments received on
   notes receivable from ESOP                                                                                2
Change in Rabbi trust assets
   (classified as treasury stock)
                                                                    -------     -------     -------    -------     --------
Net change                                                                3          (4)         54        616          898
                                                                    -------     -------     -------    -------     --------
BALANCE DECEMBER 31, 1998                                               547         (84)      2,882      8,981       10,256
                                                                    -------     -------     -------    -------     --------
Comprehensive income
   Net income-1999                                                                                                    4,012
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income

Total comprehensive income
Common stock issued                                   21,793,709                                  1        119         (269)
Common stock issued for acquisitions                  11,059,131                                 11        113            2
Common stock repurchased                              48,974,800
Preferred stock redeemed                                               (191)
Preferred stock issued to ESOP                                           75         (80)                     5
Preferred stock released to ESOP                                                     91                     (5)
Preferred stock (86,358) converted to common shares    2,200,716        (87)
Preferred stock dividends                                                                                               (35)
Common stock dividends                                                                                               (1,401)
Cash payments received on
   notes receivable from ESOP
Change in Rabbi trust assets
   (classified as treasury stock)
                                                                    -------     -------     -------    -------     --------
Net change                                                             (203)         11          12        232        2,309
                                                                    -------     -------     -------    -------     --------
BALANCE DECEMBER 31, 1999                                               344         (73)      2,894      9,213       12,565
                                                                    -------     -------     -------    -------     --------
Comprehensive income
   Net income-2000                                                                                                    4,026
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains (losses) on securities
       available for sale arising during the year
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income

Total comprehensive income
Common stock issued                                   17,614,859                                  1        295         (458)
Common stock issued for acquisitions                  75,554,229                                          (185)          (6)
Common stock repurchased                              78,573,812                                 (1)       (42)
Stock appreciation rights                                                                                   48
Preferred stock repurchased                                              (1)
Preferred stock issued to ESOP                                          170        (181)                    11
Preferred stock released to ESOP                                                    136                     (8)
Preferred stock (122,288) converted to
   common shares                                       3,036,660       (128)                                 5
Preferred stock dividends                                                                                               (17)
Common stock dividends                                                                                               (1,569)
Cash payments received on
   notes receivable from ESOP
Change in Rabbi trust assets
   (classified as treasury stock)
                                                                    -------     -------     -------    -------     --------
Net change                                                               41         (45)         --        124        1,976
                                                                    -------     -------     -------    -------     --------
BALANCE DECEMBER 31, 2000                                             $ 385       $(118)     $2,894     $9,337      $14,541
                                                                    =======     =======     =======    =======     ========




-----------------------------------------------------------------------------------------------------------------------------
                                                                     Notes                    Cumulative
                                                                receivable                         other            Total
                                                                      from      Treasury   comprehensive    stockholders'
                                                                      ESOP         stock          income           equity
-----------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                                             $(10)        $(328)          $ 487          $21,164
                                                                   -------       -------         -------         --------
Comprehensive income
   Net income-1998                                                                                                  2,191
   Other comprehensive income, net of tax:
     Translation adjustments                                                                          (4)              (4)
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                                    119              119
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                                (109)            (109)
                                                                                                                 --------

Total comprehensive income                                                                                          2,197
Common stock issued                                                                  320                            1,126
Common stock issued for acquisitions                                                 134                              241
Common stock repurchased                                                            (829)                          (1,258)
Preferred stock issued to ESOP                                                                                         --
Preferred stock released to ESOP                                                                                       32
Preferred stock (31,161) converted to common shares                                   29                               --
Preferred stock dividends                                                                                             (35)
Common stock dividends                                                                                             (1,078)
Cash payments received on
   notes receivable from ESOP                                            7                                              9
Change in Rabbi trust assets
   (classified as treasury stock)                                                    (66)                             (66)
                                                                   -------       -------         -------         --------
Net change                                                               7          (412)              6            1,168
                                                                   -------       -------         -------         --------
BALANCE DECEMBER 31, 1998                                               (3)         (740)            493           22,332
                                                                   -------       -------         -------         --------
Comprehensive income
   Net income-1999                                                                                                  4,012
   Other comprehensive income, net of tax:
     Translation adjustments                                                                           4                4
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                                    127              127
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                                 136              136
                                                                                                                 --------
Total comprehensive income                                                                                          4,279
Common stock issued                                                                  781                              632
Common stock issued for acquisitions                                                 200                              326
Common stock repurchased                                                          (2,141)                          (2,141)
Preferred stock redeemed                                                                                             (191)
Preferred stock issued to ESOP                                                                                         --
Preferred stock released to ESOP                                                                                       86
Preferred stock (86,358) converted to common shares                                   87                               --
Preferred stock dividends                                                                                             (35)
Common stock dividends                                                                                             (1,401)
Cash payments received on
   notes receivable from ESOP                                            2                                              2
Change in Rabbi trust assets
   (classified as treasury stock)                                                    (18)                             (18)
                                                                    ------       -------         -------         --------
Net change                                                               2        (1,091)            267            1,539
                                                                    ------       -------         -------         --------
BALANCE DECEMBER 31, 1999                                               (1)       (1,831)            760           23,871
                                                                    ------       -------         -------         --------
Comprehensive income
   Net income-2000                                                                                                  4,026
   Other comprehensive income, net of tax:
     Translation adjustments                                                                          (2)              (2)
     Net unrealized gains (losses) on securities
       available for sale arising during the year                                                   (144)            (144)
     Reclassification of net (gains) losses on
       securities available for sale included
       in net income                                                                                 (90)             (90)
                                                                                                                 --------
Total comprehensive income                                                                                          3,790
Common stock issued                                                                  716                              554
Common stock issued for acquisitions                                               3,128                            2,937
Common stock repurchased                                                          (3,195)                          (3,238)
Stock appreciation rights                                                                                              48
Preferred stock repurchased                                                                                            (1)
Preferred stock issued to ESOP                                                                                         --
Preferred stock released to ESOP                                                                                      128
Preferred stock (122,288) converted to
   common shares                                                                     123                               --
Preferred stock dividends                                                                                             (17)
Common stock dividends                                                                                             (1,569)
Cash payments received on
   notes receivable from ESOP                                            1                                              1
Change in Rabbi trust assets
   (classified as treasury stock)                                                    (16)                             (16)
                                                                    ------       -------         -------         --------
Net change                                                               1           756            (236)           2,617
                                                                    ------       -------         -------         --------
BALANCE DECEMBER 31, 2000                                             $ --       $(1,075)          $ 524          $26,488
                                                                    ======       =======         =======         ========


       The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Year ended December 31,
                                                                                           ---------------------------------------
(in millions)                                                                                   2000           1999           1998
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                                $ 4,026       $  4,012      $   2,191
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                                 1,329          1,104          1,617
     Depreciation and amortization                                                             1,790          1,971          2,231
     Securities available for sale losses (gains)                                                722            228           (177)
     Net venture capital gains                                                                (1,943)        (1,008)          (113)
     Net gains on sales of mortgages                                                             (38)          (117)          (182)
     Net losses (gains) on sales of loans                                                        134            (68)           (94)
     Net gains on dispositions of operations                                                     (23)          (107)          (100)
     Net (gains) losses on dispositions of premises and equipment                                (58)           (16)           325
     Release of preferred shares to ESOP                                                         128             86             32
     Net (increase) decrease in trading assets                                                (1,087)          (462)           468
     Deferred income tax expense (benefit)                                                       873          1,611            (53)
     Net increase in accrued interest receivable                                                (230)          (113)           (11)
     Net increase (decrease) in accrued interest payable                                         290            (36)            (2)
     Originations of mortgages held for sale                                                 (66,779)       (94,988)      (124,959)
     Proceeds from sales of mortgages held for sale                                           62,873        105,159        114,930
     Net increase in loans held for sale                                                      (1,498)          (874)          (822)
     Other assets, net                                                                        (2,060)        (1,428)          (138)
     Other accrued expenses and liabilities, net                                               2,436          1,321            621
                                                                                            --------       --------      ---------
Net cash provided (used) by operating activities                                                 885         16,275         (4,236)
                                                                                            --------       --------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Securities available for sale:
     Proceeds from sales                                                                      23,624         15,150         11,449
     Proceeds from prepayments and maturities                                                  6,247          8,757         12,419
     Purchases                                                                               (19,770)       (29,917)       (27,192)
   Net cash acquired from (paid for) acquisitions                                                469            (69)          (222)
   Net increase in banking subsidiaries' loans
     resulting from originations and collections                                             (31,392)       (11,494)        (5,126)
   Proceeds from sales (including participations) of banking subsidiaries' loans              11,898          3,986          2,832
   Purchases (including participations) of banking subsidiaries' loans                          (409)        (1,246)          (135)
   Principal collected on nonbank subsidiaries' loans                                          8,305          4,844          7,788
   Nonbank subsidiaries' loans originated                                                     (9,300)        (9,002)        (8,962)
   Cash proceeds from (paid for) dispositions of operations                                       13           (731)           484
   Proceeds from sales of foreclosed assets                                                      255            234            279
   Net decrease (increase) in federal funds sold and securities
     purchased under resale agreements                                                           124             25           (492)
   Net increase in mortgage servicing rights                                                  (1,460)        (2,094)          (913)
   Other, net                                                                                 (4,688)        (2,366)        (2,956)
                                                                                            --------       --------      ---------

Net cash used by investing activities                                                        (16,084)       (23,923)       (10,747)
                                                                                            --------       --------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                                        20,745         (4,868)         7,446
   Net (decrease) increase in short-term borrowings                                           (3,511)        11,912          2,912
   Proceeds from issuance of long-term debt                                                   15,544         13,325          9,642
   Repayment of long-term debt                                                                (9,849)        (8,981)        (5,748)
   Proceeds from issuance of common stock                                                        422            528          1,115
   Redemption of preferred stock                                                                  --           (191)            --
   Repurchases of common stock                                                                (3,238)        (2,141)        (1,258)
   Net decrease in notes receivable from ESOP                                                     --              2              9
   Payment of cash dividends on preferred and common stock                                    (1,586)        (1,436)        (1,113)
   Other, net                                                                                   (468)           (36)         1,444
                                                                                            --------       --------      ---------

Net cash provided by financing activities                                                     18,059          8,114         14,449
                                                                                            --------       --------      ---------

   NET CHANGE IN CASH AND DUE FROM BANKS                                                       2,860            466           (534)

Cash and due from banks at beginning of year                                                  14,118         13,652         14,186
                                                                                            --------       --------      ---------

CASH AND DUE FROM BANKS AT END OF YEAR                                                       $16,978       $ 14,118      $  13,652
                                                                                            ========       ========      =========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                                $ 8,150       $  5,855      $   5,784
     Income taxes                                                                            $   817       $  1,022      $   1,350
   Noncash investing and financing activities:
     Transfers from mortgages held for sale to loans                                         $ 4,813       $     67      $      --
     Transfers from loans held for sale to loans                                             $ 1,388       $  1,221      $      --
     Transfers from loans to foreclosed assets                                               $   189       $    220      $     223

----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     NOTES TO FINANCIAL STATEMENTS

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company and Subsidiaries (the Company) is a diversified financial services company providing banking, mortgage and consumer finance through stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.

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

On October 25, 2000, the merger involving the Company and First Security Corporation (the FSCO Merger) was completed, with First Security Corporation (First Security or FSCO) surviving as a wholly owned subsidiary of the Company. On November 2, 1998, the merger involving Norwest Corporation and the former Wells Fargo & Company (the WFC Merger) was completed. The FSCO Merger and the WFC Merger were accounted for under the pooling-of-interests method of accounting and, accordingly, the information included in the financial statements presents the combined results as if both mergers had been in effect for all periods presented.

The following is a description of the significant accounting policies of the Company.

                                  CONSOLIDATION

The consolidated financial statements of the Company include the accounts of the Parent, and its majority-owned subsidiaries, which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least 20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost. These assets that are accounted for by either the equity or cost method are included in other assets.

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

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include the venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are generally accounted for at cost and are included in other assets. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments along with income recognized on these assets.

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

                   TRANSFERS AND SERVICING OF FINANCIAL ASSETS

A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred. Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the asset sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer. Fair values of servicing rights and other retained interests are determined using present value of estimated future cash flows valuation techniques, incorporating assumptions that market participants would use in their estimates of values.

The Company recognizes as assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values and considering derivative financial instruments used as hedges, mortgage servicing rights are periodically assessed for impairment. Any such indicated impairment is recognized in income, during the period in which it occurs, in a mortgage servicing rights valuation account which is adjusted each subsequent period to reflect any increase or decrease in the indicated impairment. The current fair values of mortgage servicing rights and other retained interests are determined using present value of estimated future cash flows valuation techniques, incorporating assumptions that market participants would use in their estimates of values. Mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.


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

                        DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE DERIVATIVES Prior to the adoption of FASB Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and FASB Statement No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, an amendment of Statement 133, on January 1, 2001, the Company used interest rate derivative financial instruments (e.g., futures contracts, forward contracts, swaps, caps, floors and options) primarily to hedge mismatches in the rate maturity of loans and their funding sources and the price risk of interest-rate sensitive assets. Those instruments served to reduce rather than increase the Company's exposure to movements in interest rates. At inception of a hedge, the Company identified an individual asset or liability, or an identifiable group of essentially similar assets or liabilities, that exposed the Company to interest rate risk at the consolidated or enterprise level. Interest rate derivatives were accounted for by the deferral or accrual method only if they were designated as hedges and were expected to be and were effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk. Futures contracts had to meet specific high correlation tests. For caps, floors and swaps that were used to hedge mismatches between interest-bearing assets and liabilities, their notional amount, interest rate index and life had to closely match the related terms of the hedged asset or liability. Floors, swaps and options that hedged mortgage servicing rights had to correlate based on certain duration and convexity parameters. For futures contracts, if the underlying financial instrument differed from the hedged asset or liability, there had to be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicated that the derivatives no longer provided an effective hedge, hedge accounting was discontinued; previously unrecognized hedge results and the net settlement upon close-out or termination that offset changes in value of the hedged asset or liability were deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income or noninterest expense.

Gains and losses on futures contracts, which resulted from the daily settlement of open positions, and on forward contracts were deferred and classified on the balance sheet consistent with the hedge strategy. They were recognized in income along with and when the effects of the related changes of the hedged asset or liability were recognized. Gains and losses on options were recognized as a component of the income reported on the hedged asset or liability. Fees associated with these financial contracts were included on the balance sheet at the time that the fee was paid and were classified consistent with the hedge strategy. Those fees were fully recognized by the end of their contractual life.

If a hedged asset or liability settled before maturity of the hedging interest rate derivatives, the derivatives were closed out or settled, or were redesignated as hedges of other assets or liabilities. For those contracts that were closed out or settled, previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the hedged asset or liability. If interest rate derivatives used in an effective hedge were closed out or terminated before the hedged item settles, previously unrecognized hedge results and the net settlement upon close-out or termination were deferred and amortized over the life of the hedged asset or liability. Cash flows resulting from interest rate derivatives (including any related fees) that were accounted for as hedges of assets and liabilities were classified in the cash flow statement in the same category as the cash flows from the items being hedged and were reflected in that statement when the cash receipts or payments due under the terms of the instruments were collected, paid or settled.

Interest rate derivatives entered into as an accommodation to customers, interest rate derivatives used to offset the interest rate risk of those contracts and positions taken based on the Company's market expectations or to benefit from price differentials between financial instruments and markets were carried at fair value with unrealized gains and losses recorded in noninterest income. Losses were recognized currently on put options written when the fair value of the underlying security fell below the contractual price at which the security may have been put to the Company plus the premium received. Premiums received on covered call options written were deferred until the option terminates. If the fair value of the underlying asset was greater than the contractual price at which the Company was required to sell the asset, the option was exercised, at which time the premium was recorded as an adjustment of the gain or loss recognized on the underlying asset. If the option expired, the premium was recognized in other noninterest income. The fair value of interest rate derivative financial instruments with an unrealized gain was included in trading assets (i.e., within other assets) while the fair value of instruments with an unrealized loss was included in other liabilities. Cash flows resulting from instruments carried at fair value were classified in the cash flow statement as operating cash flows and were reflected in that statement when the cash receipts or payments due under the terms of the instruments were collected, paid or settled.

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

Excluding the FSCO Merger and the WFC Merger, the table below includes transactions completed in the years ended December 31, 2000, 1999 and 1998:

-----------------------------------------------------------------------------------------------------------------------
                                                                            Date        Assets                Method of
                                                                                                             accounting
(in millions)
2000
First Place Financial Corporation, Farmington, New Mexico             January 18       $   733                 Purchase
North County Bancorp, Escondido, California                           January 27           413                 Purchase
Prime Bancshares, Inc., Houston, Texas                                January 28         1,366                 Purchase
Ragen MacKenzie Group Incorporated, Seattle, Washington                 March 16           901                 Purchase
Napa National Bancorp, Napa, California                                 March 17           188                 Purchase
Servus Financial Corporation, Herndon, Virginia                         March 17           168                 Purchase
Michigan Financial Corporation, Marquette, Michigan                     March 30           975                 Purchase
Bryan, Pendleton, Swats & McAllister, LLC, Nashville, Tennessee         March 31            12                 Purchase
Black & Company, Inc., Portland, Oregon                                    May 1             4                 Purchase
1st Choice Financial Corp., Greeley, Colorado                            June 13           483                 Purchase
First Commerce Bancshares, Inc., Lincoln, Nebraska                       June 16         2,868                 Purchase
National Bancorp of Alaska, Inc., Anchorage, Alaska                      July 14         3,518                 Purchase
Charter Financial, Inc., New York, New York                          September 1           532                 Purchase
Buffalo National Bancshares, Inc., Buffalo, Minnesota               September 28           123                 Purchase
Brenton Banks, Inc., Des Moines, Iowa                                 December 1         2,191                 Purchase
Paragon Capital, LLC, Needham, Massachusetts                         December 15            13                 Purchase
Flagship Credit Corporation, Philadelphia, Pennsylvania              December 21           841       Purchase of assets
                                                                                       -------
                                                                                       $15,329
                                                                                       =======
1999
Mid-Penn Consumer Discount Company, Philadelphia, Pennsylvania        January 21       $    11                 Purchase
Century Business Credit Corporation, New York, New York               February 1           342                 Purchase
Van Kasper & Company, San Francisco, California                      February 12            20                 Purchase
Metropolitan Bancshares, Inc., Aurora, Colorado                      February 23            64                 Purchase
Mercantile Financial Enterprises, Inc., Brownsville, Texas           February 26           779     Pooling of interests*
Riverton State Bank Holding Company, Riverton, Wyoming                  March 12            81                 Purchase
Comstock Bancorp, Reno, Nevada                                            June 1           208                 Purchase
Greater Midwest Leasing Company, Minneapolis, Minnesota                   June 3            24                 Purchase
XEON Financial Corporation, Stateline, Nevada                            June 14           122                 Purchase
Mustang Financial Corporation, Rio Vista, Texas                          June 25           254                 Purchase
Eastern Heights Bank, St. Paul, Minnesota                                 July 1           453                 Purchase
Goodson Insurance Agency, Denver, Colorado                              August 1            --       Purchase of assets
SB Insurance Company, Marshall, Minnesota                             October 15           --                  Purchase
Allied Leasing Company, Burnsville, Minnesota                         November 1           17                  Purchase
Eastdil Realty Company, L.L.C., New York, New York                   November 16            9                  Purchase
Texas Bancshares, Inc., San Antonio, Texas                           December 16           370                 Purchase
                                                                                       -------
                                                                                       $ 2,754
                                                                                       =======
-----------------------------------------------------------------------------------------------------------------------

                                                                 (continued)
                                       60

-----------------------------------------------------------------------------------------------------------------------
                                                                            Date        Assets                Method of
                                                                                                             accounting
(in millions)
1998
Finvercon S.A. Compania, Financiera, Argentina                         January 8       $    57                 Purchase
Fidelity Bancshares, Inc., Fort Worth, Texas                          January 13           111                 Purchase
Rio Grande Bancshares, Inc., Las Cruces, New Mexico                   February 2           417                 Purchase
Heritage Trust Company, Grand Junction, Colorado                     February 20             2                 Purchase
Founders Trust Company, Dallas, Texas                                    March 2             2                 Purchase
The T. Eaton Acceptance Company Limited and National Retail
   Credit Services Limited, Don Mills, Ontario, Canada                  April 21           370                 Purchase
WMC Mortgage Corporation, Woodland Hills, California                    April 30             5       Purchase of assets
First Bank, Katy, Texas                                                   May 22           310     Pooling of interests*
First Bank of Grants, Grants, New Mexico                                  May 28            45                 Purchase
Spring Mountain Escrow Corporation, Irvine, California                    May 29             1                 Purchase
California State Bank, West Covina, California                            May 30           864     Pooling of interests*
Emjay Corporation, Milwaukee, Wisconsin                                  June 15             6                 Purchase
Six affiliated bank holding companies and related entities,
   located in Minnesota, Wisconsin, New Mexico,
   Arizona and Colorado, including MidAmerica                          July 2,23         1,317     Pooling of interests*
First Bancshares of Valley City, Inc., Valley City, North Dakota         July 31            96                 Purchase
Peoples Insurance Agency, Inc., Valley City, North Dakota                July 31            --                 Purchase
Star Bancshares, Inc., Austin, Texas                                   August 31           582     Pooling of interests*
Freedom Trailer Leasing, Inc., Chesterfield, Missouri                  August 31             5                 Purchase
Little Mountain Bancshares, Inc., Monticello, Minnesota              September 8            82                 Purchase
First National Bank of Missouri City, Missouri City, Texas            October 30            91                 Purchase
Franklin Bancshares, Inc., Franklin, Texas                            December 1            72                 Purchase
Marine National Bank, Irvine, California                             December 21           259                 Purchase
                                                                                       -------
                                                                                       $ 4,694
                                                                                       =======
-----------------------------------------------------------------------------------------------------------------------

* Pooling-of-interests transaction was not material to the Company's consolidated financial statements; accordingly, previously reported results were not restated.


In connection with the foregoing transactions, the Company paid cash in the aggregate amount of $396 million, $541 million and $413 million in 2000, 1999 and 1998, respectively, and issued aggregate common shares of 75.6 million, 11.1 million and 18.1 million in 2000, 1999 and 1998, respectively.

MERGER INVOLVING THE COMPANY AND FIRST SECURITY

On October 25, 2000 the merger involving the Company and First Security Corporation was completed. Under the terms of the FSCO Merger agreement, stockholders of First Security received 0.355 shares of common stock of the Company for each share of common stock owned. Each outstanding and unexercised option granted by First Security was converted into an option to purchase common stock of the Company based on the agreed-upon exchange ratio of 0.355.

As a condition to the FSCO Merger, the Company was required by regulatory agencies to divest 39 stores in Idaho, New Mexico, Nevada and Utah having aggregate deposits of approximately $1.5 billion. In the fourth quarter of 2000, the Company entered into agreements to sell these stores. These sales are expected to be completed in the first quarter of 2001 and the Company expects to realize net gains of approximately $100 million.

Financial information for prior periods for the Company and First Security is shown in the table below.

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                         Nine months ended          ------------------------------
(in millions)                                           September 30, 2000                     1999           1998
------------------------------------------------------------------------------------------------------------------
                                                           (unaudited)
Revenue
      Wells Fargo                                                  $13,683                  $16,775        $15,417
      First Security                                                   620(1)                 1,319          1,178

Net income (loss)
      Wells Fargo                                                  $ 3,119                  $ 3,747        $ 1,950
      First Security                                                  (220)(1)                  273            248

------------------------------------------------------------------------------------------------------------------

(1)  Amount not previously reported

The combined financial results of the Company include adjustments to conform the accounting policies of the Company and First Security, including the conformance of the postretirement transition obligation identified with the implementation of FAS 106, Employers' Accounting for Post Retirement Benefits Other than Pension Accounting Treatment and the conformance of the capitalization policies. The effect of these adjustments on the Company's results was not material.

MERGER INVOLVING NORWEST AND THE FORMER WELLS FARGO

On November 2, 1998, the WFC Merger involving Norwest Corporation and the former Wells Fargo & Company was completed. In connection with that merger, the Company recorded approximately $600 million of restructuring charges in the fourth quarter of 1998. The restructuring plans are evaluated on a regular basis during the integration process. The charges included an accrual for severance-related costs of $250 million associated with the elimination of about 5% of the Company's positions, most of which occurred by December 31, 2000. This accrual was determined based on the Company's existing severance plans for involuntary terminations. In the fourth quarter of 2000, the Company reduced its estimate of severance-related costs by $58 million due to higher retention of employees than originally planned because of better than expected results from the Company's employee retention program and higher than expected voluntary terminations due to a robust job market. About 3,500 employees, representing approximately $170 million in severance benefits, had entered the severance process through December 31, 2000. The restructuring charges also included approximately $250 million related to expected dispositions of leased and owned premises held for remarketing or sale and $100 million of other costs associated with exiting activities due to the WFC Merger. Most of the reserve for those costs was utilized as of December 31, 2000 and the remaining balance at December 31, 2000 was not significant.

3.

CASH, LOAN AND DIVIDEND RESTRICTIONS

Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained by each of the banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.0 billion and $2.1 billion in 2000 and 1999, respectively.

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

The payment of dividends by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank without the express approval of the Office of the Comptroller of the Currency
(OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income less dividends declared during the period as determined based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, the Company's national and state-chartered subsidiary banks could have declared dividends of $650 million and $1,571 million in 2000 and 1999, respectively, without obtaining prior regulatory approval. In addition, the Company's non-bank subsidiaries could have declared dividends of $1,889 million and $1,231 million at December 31, 2000 and 1999, respectively.

4.

SECURITIES AVAILABLE FOR SALE

The following table provides the cost and fair value for the major components of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 2000 or 1999.


-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  December 31,
                                   ------------------------------------------------------------------------------------------
                                                                          2000                                           1999
                                   -------------------------------------------      -----------------------------------------
                                             ESTIMATED   ESTIMATED                           Estimated   Estimated
                                            UNREALIZED  UNREALIZED   ESTIMATED              unrealized  unrealized  Estimated
                                                 GROSS       GROSS        FAIR                   gross       gross       fair
(in millions)                         COST       GAINS      LOSSES       VALUE        Cost       gains      losses      value
------------------------------------------------------------------------------      -----------------------------------------
Securities of U.S. Treasury and
   federal agencies                $ 2,739      $   49        $  5     $ 2,783     $ 6,426       $  13      $  348    $ 6,091
Securities of U.S. states and
   political subdivisions            2,322          90          12       2,400       2,352          50          35      2,367
Mortgage-backed securities:
   Federal agencies                 26,304         838         147      26,995      26,239         110         477     25,872
   Private collateralized
     mortgage obligations (1)        1,455          43          52       1,446       3,747          12         106      3,653
                                   -------      ------        ----     -------     -------      ------      ------    -------
     Total mortgage-backed
       securities                   27,759         881         199      28,441      29,986         122         583     29,525
Other                                2,588          37         123       2,502       2,544           8         114      2,438
                                   -------      ------        ----     -------     -------      ------      ------    -------
        Total debt securities       35,408       1,057         339      36,126      41,308         193       1,080     40,421
Marketable equity securities         2,457         563         491       2,529       1,526       1,992          28      3,490
                                   -------      ------        ----     -------     -------      ------      ------    -------

          Total                    $37,865      $1,620        $830     $38,655     $42,834      $2,185      $1,108    $43,911
                                   =======      ======        ====     =======     =======      ======      ======    =======

-----------------------------------------------------------------------------------------------------------------------------

(1) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

At December 31, 2000, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.

Securities pledged where the secured party has the right to sell or repledge totaled $1.3 billion at December 31, 2000. Securities pledged where the secured party does not have the right to sell or repledge totaled $17 billion at December 31, 2000 and $15 billion at December 31,1999 and are primarily pledged to secure trust and public deposits and for other purposes as required or permitted by law. The Company has accepted collateral in the form of securities that it has the right to sell or repledge of $1.6 billion at December 31, 2000.

The table to the right provides the components of the realized net (loss) gain on securities from the securities available for sale portfolio. (Realized gains on marketable equity securities from venture capital investments are reported as net venture capital gains.)

---------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
                                            -------------------------------------------------
(in millions)                                           2000            1999            1998
---------------------------------------------------------------------------------------------
Realized gross gains                                 $   334           $  91            $217
Realized gross losses                                 (1,056)           (319)            (40)
                                                     -------           -----            ----
Realized net (loss) gain                             $  (722)          $(228)           $177
                                                     =======           =====            ====

---------------------------------------------------------------------------------------------



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

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  December 31, 2000
                                         ------------------------------------------------------------------------------------------
                                                                                           Remaining contractual principal maturity
                                                          -------------------------------------------------------------------------
                                                                               After one year    After five years
                                                Weighted  Within one year  through five years   through ten years   After ten years
                                           Total average  ---------------  ------------------   -----------------   ---------------
(in millions)                             Amount   yield    Amount  Yield      Amount   Yield      Amount   Yield     Amount  Yield
-----------------------------------------------------------------------------------------------------------------------------------
Securities of U.S. Treasury and
   federal agencies                      $ 2,783    6.61%   $  603   6.52%     $1,979    6.63%     $  170   6.68%    $    31   6.95%
Securities of U.S. states and
   political subdivisions                  2,400    7.45       159   7.69         462    7.44         637   7.41       1,142   7.44
Mortgage-backed securities:
   Federal agencies                       26,995    7.41       151   7.45         362    7.60         695   7.88      25,787   7.39
   Private collateralized
     mortgage obligations                  1,446    9.08         6   6.94           7    8.76         453   7.86         980   9.66
                                         -------              ----               ----              ------            -------
       Total mortgage-backed securities   28,441    7.49       157   7.43         369    7.62       1,148   7.87      26,767   7.48
Other                                      2,502    8.18       206   7.23         748    8.65       1,088   8.21         460   7.79
                                         -------              ----               ----              ------            -------

ESTIMATED FAIR VALUE
   OF DEBT SECURITIES (1)                $36,126    7.47%   $1,125   6.94%     $3,558    7.26%     $3,043   7.83%    $28,400   7.48%
                                         =======    ====    ======   ====      ======    ====      ======   ====     =======   ====
TOTAL COST OF DEBT SECURITIES            $35,408            $1,115              $3,529             $3,041            $27,723
                                         =======            ======              ======             ======            =======

------------------------------------------------------------------------------------------------------------------------------------


(1) The weighted average yield is computed using the amortized cost of debt securities available for sale.

5.

LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the major categories of loans outstanding and related unfunded commitments is shown in the following table. Unfunded commitments are defined as all legally binding agreements to extend credit, net of all funds lent, and all standby and commercial letters of credit issued under the terms of those commitments. At December 31, 2000 and 1999, the commercial loan category and related unfunded commitments did not have a concentration in any industry that exceeded 10% of total loans and unfunded commitments. At December 31, 2000 and 1999, the real estate 1-4 family first mortgage and junior lien mortgage categories and related unfunded commitments did not have a concentration in any state that exceeded 10% of total loans and unfunded commitments.

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                     --------------------------------------------------------------
                                                                              2000                             1999
                                                     -----------------------------    -----------------------------
                                                                       COMMITMENTS                      Commitments
                                                                         TO EXTEND                        to extend
(in millions)                                          OUTSTANDING          CREDIT     Outstanding           credit
-------------------------------------------------------------------------------------------------------------------
Commercial                                                $ 50,518         $48,636        $ 41,671          $43,251
Real estate 1-4 family first mortgage                       18,464           7,653          13,506            2,323
Other real estate mortgage                                  23,972           3,134          20,899            1,438
Real estate construction                                     7,715           6,181           6,067            3,603
Consumer:
     Real estate 1-4 family junior lien mortgage            18,218             484          12,949            5,912
     Credit card                                             6,616          19,004           5,805           20,004
     Other revolving credit and monthly payment             23,974           5,510          20,617            5,356
                                                          --------         -------        --------          -------
        Total consumer                                      48,808          24,998          39,371           31,272
Lease financing                                             10,023           1,847           9,890              308
Foreign                                                      1,624             260           1,600              115
                                                          --------         -------        --------          -------
        Total loans (1)                                   $161,124         $92,709        $133,004          $82,310
                                                          ========         =======        ========          =======
-------------------------------------------------------------------------------------------------------------------


(1) Outstanding loan balances at December 31, 2000 and 1999 are net of unearned income, including net deferred loan fees, of $3,742 million and $3,378 million, respectively.

In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management may require a certain amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis(commitment).

A commitment to extend credit is a legally binding agreement to lend funds to a customer usually at a stated interest rate and for a specified purpose. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity requirements or credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table above because a significant portion of those commitments are expected to expire without being drawn upon. Certain commitments are subject to loan agreements containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.

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

Standby letters of credit totaled $5.6 billion and $4.8 billion at December 31, 2000 and 1999, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing standby letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are reported net of participations sold to other institutions of $623 million in 2000 and $1.6 billion in 1999.

Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $2.3 billion and $2.6 billion at December 31, 2000 and 1999, respectively. The Company also had commitments for commercial and similar letters of credit of $729 million and $766 million at December 31, 2000 and 1999, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee.

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

In the case of more homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business lending, the determination of allocated reserves is conducted at a more aggregate, or pooled, level. For portfolios of this nature, the risk assessment process emphasizes the development of rigorous forecasting models, which focus on recent delinquency and loss trends in different portfolio segments to project relevant risk metrics over an intermediate-term horizon. Such analyses are updated frequently to capture the most recent behavioral characteristics of the subject portfolios, as well as any changes in management's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses. A reserve which approximates one year of projected net losses is provided as the baseline allocation for most homogeneous portfolios, to which management will add certain adjustments to help ensure that a prudent amount of conservatism is present in the specific assumptions underlying that forecast.

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

The Company considers the allowance for loan losses of $3,719 million adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit at December 31, 2000.

Changes in the allowance for loan losses were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                        Year ended December 31,
                                                                       ---------------------------------------
(in millions)                                                             2000            1999            1998
--------------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                             $ 3,344         $ 3,307         $ 3,220

Allowances related to business combinations, net                           265              48             148

Provision for loan losses                                                1,329           1,104           1,617

Loan charge-offs:
  Commercial                                                              (429)           (395)           (271)
  Real estate 1-4 family first mortgage                                    (16)            (14)            (29)
  Other real estate mortgage                                               (32)            (28)            (54)
  Real estate construction                                                  (8)             (2)             (3)
  Consumer:
    Real estate 1-4 family junior lien mortgage                            (34)            (33)            (31)
    Credit card                                                           (367)           (403)           (549)
    Other revolving credit and monthly payment                            (623)           (585)         (1,069)
                                                                       -------         -------         -------
      Total consumer                                                    (1,024)         (1,021)         (1,649)
  Lease financing                                                          (52)            (38)            (49)
  Foreign                                                                  (86)            (90)            (84)
                                                                       -------         -------         -------
        Total loan charge-offs                                          (1,647)         (1,588)         (2,139)
                                                                       -------         -------         -------

Loan recoveries:
  Commercial                                                                98              90              87
  Real estate 1-4 family first mortgage                                      4               6              12
  Other real estate mortgage                                                13              38              79
  Real estate construction                                                   4               5               4
  Consumer:
    Real estate 1-4 family junior lien mortgage                             14              15               7
    Credit card                                                             39              49              59
    Other revolving credit and monthly payment                             213             243             187
                                                                       -------         -------         -------
      Total consumer                                                       266             307             253
  Lease financing                                                           13              12              12
  Foreign                                                                   30              15              14
                                                                       -------         -------         -------
        Total loan recoveries                                              428             473             461
                                                                       -------         -------         -------
         Total net loan charge-offs                                     (1,219)         (1,115)         (1,678)
                                                                       -------         -------         --------

BALANCE, END OF YEAR                                                   $ 3,719         $ 3,344         $ 3,307
                                                                       =======         =======         =======

Total net loan charge-offs as a percentage of
  average total loans                                                      .84%            .90%           1.44%
                                                                       =======         =======         =======

Allowance as a percentage of total loans                                  2.31%           2.51%           2.76%
                                                                       =======         =======         =======

--------------------------------------------------------------------------------------------------------------


In accordance with FAS 114, the table below shows the recorded investment in impaired loans categorized by the methodology used to measure impairment at December 31, 2000 and 1999:

-----------------------------------------------------------------------------------
                                                                        December 31,
                                                         --------------------------
(in millions)                                              2000                1999
-----------------------------------------------------------------------------------
Impairment measurement based on:
   Collateral value method                                 $174                $188
   Discounted cash flow method                              331                  74
   Historical loss factors                                  257                 114
                                                           ----                ----
      Total (1)                                            $762                $376
                                                           ====                ====
-----------------------------------------------------------------------------------


(1) Includes $345 million and $210 million of impaired loans with a related FAS 114 allowance of $74 million and $48 million at December 31, 2000 and 1999, respectively.

The average recorded investment in impaired loans during 2000, 1999 and 1998 was $470 million, $376 million and $456 million, respectively. Total interest income recognized on impaired loans during 2000, 1999 and 1998 was $4 million, $7 million and $13 million, respectively, which was primarily recorded using the cash method.

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

6.

PREMISES, EQUIPMENT, LEASE COMMITMENTS, INTEREST RECEIVABLE AND OTHER ASSETS

The following table presents comparative data for premises and equipment:

------------------------------------------------------------------------------------
                                                                         December 31,
                                                       -----------------------------
(in millions)                                            2000                   1999
------------------------------------------------------------------------------------
Land                                                   $  440                 $  409
Buildings                                               2,553                  2,549
Furniture and equipment                                 2,942                  2,670
Leasehold improvements                                    761                    745
Premises leased under capital leases                       75                     76
                                                      -------                 ------
  Total                                                 6,771                  6,449
Less accumulated depreciation and amortization          3,356                  3,077
                                                      -------                 ------
     Net book value                                    $3,415                 $3,372
                                                      =======                 ======
------------------------------------------------------------------------------------


Depreciation and amortization expense was $560 million, $499 million and $510 million in 2000, 1999 and 1998, respectively.

The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 2000:

----------------------------------------------------------------------------------------------
(in millions)                                   Operating leases                Capital leases
Year ended December 31,
2001                                                      $  351                           $ 5
2002                                                         300                             4
2003                                                         243                             4
2004                                                         194                             3
2005                                                         150                             2
Thereafter                                                   685                            13
                                                          ------                           ---
Total minimum lease payments                              $1,923                            31
                                                          ======

Executory costs                                                                             (2)
Amounts representing interest                                                               (2)
                                                                                           ---

Present value of net minimum lease payments                                                $27
                                                                                           ===
----------------------------------------------------------------------------------------------


Rental expense, net of rental income, for all operating leases was $499 million, $418 million and $504 million in 2000, 1999 and 1998, respectively.

The components of interest receivable and other assets at December 31, 2000 and 1999 were as follows:

-----------------------------------------------------------------------------------------
                                                                             December 31,
                                                     ------------------------------------
(in millions)                                              2000                      1999
-----------------------------------------------------------------------------------------
Nonmarketable equity investments                        $ 4,142                   $ 3,525
Trading assets                                            3,777                     2,690
Interest receivable                                       1,516                     1,286
Government National Mortgage Association
   (GNMA) pool buy-outs                                   1,510                     1,516
Certain identifiable intangible assets                      227                       264
Foreclosed assets                                           128                       161
Interest-earning deposits                                    95                       199
Due from customers on acceptances                            85                       103
Other                                                    10,449                     6,808
                                                        -------                   -------
     Total interest receivable and other assets         $21,929                   $16,552
                                                        =======                   =======
-----------------------------------------------------------------------------------------


Noninterest income from nonmarketable equity investments accounted for using the cost method was $170 million, $138 million and $151 million in 2000, 1999 and 1998, respectively.

GNMA pool buy-outs are advances made to GNMA mortgage pools that are guaranteed by the Federal Housing Administration or by the Department of Veterans Affairs (collectively, "the guarantors"). These advances are made to buy out government agency-guaranteed delinquent loans, pursuant to the Company's servicing agreements. The Company, on behalf of the guarantors, undertakes the collection and foreclosure process. After the foreclosure process is complete, the Company is reimbursed for substantially all costs incurred, including the advances, by the guarantors.

A significant portion of trading assets consists of securities, including U.S. government agency obligations, commercial paper and U.S. Treasury Bills. Interest income from trading assets was $98 million, $81 million and $108 million in 2000, 1999 and 1998, respectively. Noninterest income from trading assets was $238 million, $112 million and $207 million in 2000, 1999 and 1998, respectively.

Amortization expense for certain identifiable intangible assets included in other assets was $42 million, $68 million and $87 million in 2000, 1999 and 1998, respectively.

A major portion of the increase in "Other" was due to an increase of $1.6 billion in receivables from security sales pending settlement.

7.

DEPOSITS

The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $36,207 million and $32,589 million at December 31, 2000 and 1999, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits are shown in the following table.

-----------------------------------------------------------------------------
(in millions)                                               December 31, 2000
2001                                                                  $28,475
2002                                                                    5,509
2003                                                                    1,160
2004                                                                      444
2005                                                                      379
Thereafter                                                                240
                                                                      -------
Total                                                                 $36,207
                                                                      =======
-----------------------------------------------------------------------------


Of the total above, the amount of time deposits with a denomination of $100,000 or more was $9,741 million and $9,909 million at December 31, 2000 and 1999, respectively. The contractual maturities of these deposits are shown in the following table.

-----------------------------------------------------------------------------
(in millions)                                               December 31, 2000
Three months or less                                                   $4,401
After three months through six months                                   2,009
After six months through twelve months                                  2,231
After twelve months                                                     1,100
                                                                       ------

Total                                                                  $9,741
                                                                       ======
-----------------------------------------------------------------------------


Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $7,712 million and $3,914 million at December 31, 2000 and 1999, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $749 million and $903 million at December 31, 2000 and 1999, respectively.

8.

SHORT-TERM BORROWINGS

The table below shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.

-------------------------------------------------------------------------------------------------------------------
                                                                     2000                 1999                 1998
                                                        -----------------    -----------------    -----------------
(in millions)                                              AMOUNT    RATE     Amount     Rate       Amount     Rate
-------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,
Commercial paper and other short-term borrowings          $15,844    6.64%    $17,246     6.06%    $ 9,579     5.26%
Federal funds purchased and securities sold under
   agreements to repurchase                                13,145    5.81      14,481     4.73      10,091     4.41
                                                         --------            --------             --------
     Total                                                $28,989    6.26     $31,727     5.45     $19,670     4.82
                                                         ========            ========             ========

YEAR ENDED DECEMBER 31,
AVERAGE DAILY BALANCE
Commercial paper and other short-term borrowings          $14,375    6.43%    $10,272     5.40%    $ 7,706     5.60%
Federal funds purchased and securities sold under
   agreements to repurchase                                13,847    6.03      12,287     4.69      10,221     5.17
                                                         --------            --------             --------
     Total                                                $28,222    6.23     $22,559     5.00     $17,927     5.36
                                                         ========            ========             ========

MAXIMUM MONTH-END BALANCE
Commercial paper and other short-term borrowings (1)      $17,730     N/A     $17,246      N/A     $10,272      N/A
Federal funds purchased and securities sold under
   agreements to repurchase (2)                            16,535     N/A      15,147      N/A      13,840      N/A

-------------------------------------------------------------------------------------------------------------------


N/A - Not applicable.

(1) Highest month-end balance in each of the last three years appeared in January 2000, December 1999 and October 1998, respectively.
(2) Highest month-end balance in each of the last three years appeared in August 2000, August 1999 and April 1998, respectively.

At December 31, 2000, the Company had available lines of credit totaling $3.9 billion, of which $1.9 billion was obtained through a subsidiary, Wells Fargo Financial. The remaining $2.0 billion was in the form of a revolving credit facility. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

9.

LONG-TERM DEBT

The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

---------------------------------------------------------------------------------------------------------------------------------
                                                                Maturity                   Interest
(in millions)                                                   date                       rate(s)               2000        1999
---------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO & COMPANY (PARENT ONLY)

SENIOR

Global Notes (1)                                                2002 - 2005                6.5 - 7.25%        $ 3,986     $ 2,243
Global Notes                                                    2001 - 2002                Various              1,997         747
Medium-Term Notes (1)                                           2001 - 2006                5.625 - 8.15%        2,095       3,993
Medium-Term Notes                                               2002 - 2027                6.75 - 7.75%           620         820
Floating-Rate Medium-Term Notes                                 2001 - 2002                Various              2,100       2,100
Floating-Rate Euro Medium-Term Notes                            2001                       Various                300         300
Notes                                                           2004                       6.00%                    1           1
Notes (1)                                                       2000                       6.00%                   --         200
Extendable Notes (2)                                            2005                       Various              1,497          --
                                                                                                              -------     -------
   Total senior debt - Parent                                                                                  12,596      10,404
                                                                                                              -------     -------

SUBORDINATED

Notes (1)                                                       2003                       6.625%                 199         199
Debentures                                                      2023                       6.65%                  198         198
Other notes (1)                                                 2003                       6.625 - 6.75%            1           3
                                                                                                              -------     -------
   Total subordinated debt - Parent                                                                               398         400
                                                                                                              -------     -------
     Total long-term debt - Parent                                                                             12,994      10,804
                                                                                                              -------     -------

WFC HOLDINGS CORPORATION

SENIOR

Medium-Term Notes (1)                                           2001 - 2002                6.875 - 10.83%         220         221
Medium-Term Notes                                               2001 - 2002                9.04 - 10.9%            15          15
Notes payable by subsidiaries                                                                                      48          51
Other notes and debentures                                      2003                       8.5%                     3           4
Obligations of subsidiaries under capital leases (Note 6)                                                          11          15
                                                                                                              -------     -------
   Total senior debt - WFC Holdings                                                                               297         306
                                                                                                              -------     -------

SUBORDINATED

Floating-Rate Notes (3)                                         2000                       Various                 --         118
Notes                                                           2002 - 2003                6.125 - 8.75%          732         732
Notes (1)                                                       2004                       9.125%                 135         133
Notes (1)                                                       2006                       6.875 - 7.125%         798         798
Notes (1)(4)                                                    2008                       6.25%                  199         199
Medium-Term Notes (1)(4)                                        2001 - 2013                6.5 - 11.25%           173         177
Medium-Term Notes                                               2002                       9.375%                  30          30
                                                                                                              -------     -------
   Total subordinated debt - WFC Holdings                                                                       2,067       2,187
                                                                                                              -------     -------
     Total long-term debt - WFC Holdings                                                                        2,364       2,493
                                                                                                              -------     -------
WELLS FARGO FINANCIAL, INC. AND ITS SUBSIDIARIES (WFFI)

SENIOR

Notes                                                           2001 - 2009                5.375 - 8.56%        5,068       4,511
Floating-Rate Notes                                             2001 - 2002                Various              1,020         571
Medium-Term Notes                                               2001 - 2008                5.38 - 7.47%           881         832
                                                                                                              -------     -------

     Total long-term debt - WFFI                                                                               $6,969      $5,914
                                                                                                              -------     -------

---------------------------------------------------------------------------------------------------------------------------------
                                                                     (continued)

----------------------------------------------------------------------------------------------------------------------------------
                                                          Maturity                Interest
(in millions)                                             date                    rate(s)                         2000        1999
----------------------------------------------------------------------------------------------------------------------------------

FIRST SECURITY CORPORATION AND ITS SUBSIDIARIES (FSCO)

SENIOR

Medium-Term Notes                                         2001 - 2003             6.08 - 6.40%                 $    24     $    24
Floating-Rate Notes                                       2000                    Various                           --         200
Floating-Rate Euro Medium-Term Notes (5)                  2002                    Various                          300         300
Floating-Rate Euro Medium-Term Notes                      2003                    Various                          285         285
Federal Home Loan Bank (FHLB) Notes and Advances          2001 - 2020             3.0 - 8.174%                     796       2,000
Notes                                                     2003 - 2006             5.875 - 6.875%                   475         475
Other notes payable (6)                                   2001 - 2007                                                5           7
                                                                                                               -------     -------
     Total senior debt                                                                                           1,885       3,291
                                                                                                               -------     -------

SUBORDINATED

Notes                                                     2002 - 2005             7.0 - 7.50%                      200         200
Notes                                                     2006                    Various                           34          --
                                                                                                               -------     -------
   Total subordinated debt                                                                                         234         200
                                                                                                               -------     -------
     Total long-term debt - FSCO                                                                                 2,119       3,491
                                                                                                               -------     -------

WELLS FARGO BANK, N.A.

SUBORDINATED

Floating-Rate Notes (7)                                   2005                    Various                          750          --
FixFloat Notes (callable 6/15/2005) (1)                   2010                    7.8% through 2005, Various       996          --
Notes (1)                                                 2010                    7.55%                            747          --
                                                                                                               -------     -------

     Total long-term debt - WFB, N.A.                                                                            2,493          --
                                                                                                               -------     -------

OTHER CONSOLIDATED SUBSIDIARIES

SENIOR

FHLB Notes and Advances (8)                               2001 - 2027             3.15 - 8.38%                     367         345
Floating-Rate FHLB Advances (8)                           2001 - 2011             6.596 - 6.834%                 4,409       3,775
Notes                                                     2000                    12.25%                            --           1
Other notes and debentures                                2001 - 2015             3.00 - 12.00%                    316          28
Capital lease obligations (Note 6)                                                                                  15          15
                                                                                                               -------     -------

   Total long-term debt - other consolidated subsidiaries                                                        5,107       4,164
                                                                                                               -------     -------

     Total consolidated long-term debt                                                                         $32,046     $26,866
                                                                                                               =======     =======
----------------------------------------------------------------------------------------------------------------------------------


(1) The Company entered into interest rate swap agreements for substantially all of these notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the notes and makes interest payments based on an average three-month or six-month LIBOR rate.
(2) The extendable notes are a floating rate security with an initial maturity of 13 months, which can be extended on a rolling basis, at the investor's option to a final maturity of 5 years.
(3) Notes are currently redeemable in whole or in part, at par, or at any time in the event withholding taxes are imposed by the United States.
(4) The interest rate swap agreement for these notes is callable by the counterparty prior to the maturity of the notes.
(5) The Company entered into an interest rate swap agreement for these notes, whereby the Company receives interest payments based on an average three-month LIBOR rate and makes fixed-rate interest payments ranging from 5.625% to 5.65%.
(6)   The notes are tied to low-income housing funding.
(7)   The notes are callable on the interest payment dates at par.
(8) The maturities of the FHLB advances are determined quarterly, based on the outstanding balance, the then current LIBOR rate, and the maximum life of the advance. Advances maturing within the next year are expected to be refinanced, extending the maturity of such borrowings beyond one year.

At December 31, 2000, the principal payments, including sinking fund payments, on long-term debt are due as noted in the following table.

                   -----------------------------------------------------
                   (in millions)           Parent                Company
                   -----------------------------------------------------
                   2001                   $ 3,047                $ 8,936
                   2002                     1,750                  4,053
                   2003                     2,524                  5,169
                   2004                     1,500                  2,724
                   2005                     2,973                  4,820
                   Thereafter               1,200                  6,344
                                          -------                -------
                   Total                  $12,994                $32,046
                                          =======                =======
                   -----------------------------------------------------


The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. The Company was in compliance with the provisions of those borrowing agreements at December 31, 2000.

10.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

The Company established special purpose trusts in 1996 and 1997 for the purpose of issuing trust preferred securities. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of holding companies (WFC Holdings and First Security) that are now direct subsidiaries of the Parent (the holding company subsidiaries). Concurrent with the issuance of the preferred securities by the trusts, the holding company subsidiaries issued guarantees for the benefit of the security holders. These trust preferred securities provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. The holding company subsidiaries own all of the common securities of the six trusts detailed in the table below. The common securities and debentures, along with the related income effects, are eliminated within the consolidated financial statements. The preferred securities issued by the trusts rank senior to the common securities. The obligations of the holding company subsidiaries under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by them of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all of their other liabilities. At the time of the WFC Merger, the Parent guaranteed the obligations previously issued by the former Wells Fargo & Company.

The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, pursuant to the terms of the Trust Agreement. The table below summarizes the outstanding preferred securities issued by each special purpose trust and the debentures issued by the holding company subsidiaries to each trust as of December 31, 2000:

----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                 Trust preferred securities
                                                                                          and debentures            Interest
                          Trust preferred securities     Principal             -------------------------             payable/
                          --------------------------    balance of                Stated      Annualized        distribution
Trust name                 Issuance date      Amount    debentures              maturity     coupon rate           dates (1)
----------------------------------------------------------------------------------------------------------------------------
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
                                                                                                                 June 15 and
                                                                                                                 December 15

Wells Fargo Capital II      January 1997         149           155      January 30, 2027      LIBOR + .5%        Quarterly -
                                                                                                                 January 30,
                                                                                                                   April 30,
                                                                                                                 July 30 and
                                                                                                                  October 30

First Security Capital I   December 1996         150           150     December 15, 2026            8.41%      Semi-annual -
                                                                                                                 June 15 and
                                                                                                                 December 15
                                               -----
       Total                                    $935
                                               =====
-------------------------------------------------------------------------------------------------------------------


(1)   All distributions are cumulative.

On or after December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C, Wells Fargo Capital I and First Security Capital I and on or after January 2007 for Wells Fargo Capital II, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of the Company, subject to FRB approval, at declining redemption prices with respect to the Wells Fargo Capital securities. Prior to December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C, Wells Fargo Capital I, and First Security Capital I and prior to January 2007 for Wells Fargo Capital II, the securities may be redeemed at the option of the Company on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, the Company has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

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

The following table is a summary of preferred stock:

------------------------------------------------------------------------------------------------------------------------------
                                              Shares issued      Carrying amount                            Dividends declared
                                            and outstanding        (in millions)                                 (in millions)
                                      ---------------------    -----------------           Adjustable  -----------------------
                                                December 31,         December 31,       dividend rate   Year ended December 31,
                                      ---------------------    -----------------     ----------------   ----------------------
                                           2000        1999      2000       1999     Minimum  Maximum      2000    1999   1998
------------------------------------------------------------------------------------------------------------------------------
Adjustable-Rate Cumulative, Series B
  (Liquidation preference $50)        1,468,400   1,500,000     $  73       $ 75         5.5%    10.5%      $ 4     $ 4    $ 4

6.59%/Adjustable-Rate Noncumulative
  Preferred Stock, Series H
  (Liquidation preference $50) (1)    4,000,000   4,000,000       200        200         7.0     13.0        13      13     13

2000 ESOP Cumulative Convertible
  (Liquidation preference $1,000)        55,273          --        55         --       11.50    12.50        --      --     --

1999 ESOP Cumulative Convertible
  (Liquidation preference $1,000)        18,206      22,263        18         22       10.30    11.30        --      --     --

1998 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         7,631       8,386         8          8       10.75    11.75        --      --     --

1997 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         9,542      10,839        10         11        9.50    10.50        --      --     --

1996 ESOP Cumulative Convertible
  (Liquidation preference $1,000)        10,211      12,011        10         12        8.50     9.50        --      --     --

1995 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         8,285      11,990         8         12        10.0     10.0        --      --     --

ESOP Cumulative Convertible
  (Liquidation preference $1,000)         2,656       3,732         3          4         9.0      9.0        --      --     --

Unearned ESOP shares (2)                     --          --      (118)       (73)         --       --        --      --     --

$3.15 Cumulative Convertible
  Preferred Stock, Series A                  --       9,000        --         --          --       --        --      --     --
                                      ---------   ---------     -----       ----                            ---     ---    ---
  Total                               5,580,204   5,578,221     $ 267       $271                            $17     $17    $17
                                      =========   =========     =====       ====                            ===     ===    ===
------------------------------------------------------------------------------------------------------------------------------


(1) Annualized dividend rate is 6.59% through October 1, 2001, after which the rate will become adjustable, subject to the minimum and maximum rates disclosed.
(2) In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends declared, see Note 12.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.6% during 2000 and 5.5% in 1999 and 1998.

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

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK All shares of the Company's 2000, 1999, 1998, 1997, 1996 and 1995 ESOP Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (formerly known as the Norwest Corporation Savings Investment Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to
12.50 percent, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the Plan is converted into shares of common stock of the Company based on the stated value of the ESOP Preferred Stock and the then current market price of the Company's common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. The ESOP Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Company at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends and (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

12.

COMMON STOCK AND STOCK PLANS

COMMON STOCK

The table below summarizes common stock reserved, issued and authorized as of December 31, 2000:

--------------------------------------------------------------------------------------------------------------
                                                                                              Number of shares
--------------------------------------------------------------------------------------------------------------
Convertible subordinated debentures and warrants (1)                                                 8,942,372
Acquisition contingencies                                                                              169,397
Dividend reinvestment and common stock purchase plans                                                3,066,921
Director plans                                                                                       1,459,066
Employee stock plans                                                                               218,941,855
                                                                                                 -------------

  Total shares reserved                                                                            232,579,611
Shares issued                                                                                    1,736,381,025
Shares not reserved                                                                              2,031,039,364
                                                                                                 -------------
       Total shares authorized                                                                   4,000,000,000
                                                                                                 =============
--------------------------------------------------------------------------------------------------------------


(1) Includes warrants issued by the Company to subsidiaries in 1996 (expiring in 2001) to purchase 8,928,172 shares of the Company's common stock at $42.50 per share.

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

DIRECTOR PLANS

Under the Company's director plans, non-employee directors receive stock as part of their annual retainer. These plans provide for annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after six months and may be exercised until the tenth anniversary of the date of grant. Compensation expense for the options is measured as the quoted market price of the stock at the date of grant less the exercise price and is accrued over the vesting period.

EMPLOYEE STOCK PLANS

LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Except as otherwise permitted under the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire a "reload" stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 2000 was 66,691,754.

Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally over three to five years after the restricted shares or restricted share rights were granted. Upon grant of the restricted shares or restricted share rights, holders generally are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on common stock equal to the number of restricted shares or restricted share rights. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 2000, 1999 and 1998, 56,636, 204,868 and 371,560 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date per share fair value of $40.61, $43.24 and $37.72, respectively. As of December 31, 2000, 1999 and 1998, there were 1,450,074, 2,423,999 and 3,086,500 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $6 million, $21 million and $9 million in 2000, 1999 and 1998, respectively.

In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, the Company adopted the Best Practices PARTNERSHARES-Registered Tradmark- Plan, a broad-based employee stock option plan covering full- and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2000 was 67,000,000, including 10,077,400 shares available for grant. Options granted under the PARTNERSHARES Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. Because the exercise price of each PARTNERSHARES grant has been equal to or higher than the quoted market price of the Company's common stock at the date of grant, no compensation expense is recognized.


The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 2000:

------------------------------------------------------------------------------------------------------------------
                                       Director Plans      Long-Term Incentive Plans         Broad-Based Plans (5)
                             ------------------------  -----------------------------     -------------------------
                                            Weighted-                      Weighted-                     Weighted-
                                              average                        average                       average
                                             exercise                       exercise                      exercise
                               Number           price          Number          price          Number         price
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1997             575,193          $15.77      66,573,661         $21.37      25,241,910        $29.21
                             --------                     -----------                     ----------

1998:
   Granted                    104,030 (1)       40.76      10,174,089 (2)(3)   37.53      21,295,860 (4)     37.29
   Canceled                        --              --      (1,559,438)         27.66      (2,866,310)        31.22
   Exercised                 (116,633)          12.71     (11,057,166)         15.31      (1,865,480)        21.40
                             --------                     -----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1998             562,590           21.02      64,131,146          24.78      41,805,980         33.60
                             --------                     -----------                     ----------

1999:
   Granted                     38,253 (1)       42.60      17,492,150 (2)(3)   39.59              --            --
   Canceled                        --              --      (2,198,973)         28.30      (7,836,842)        34.76
   Exercised                  (75,745)          16.57     (12,817,198)         19.63      (1,454,838)        24.40
                             --------                     -----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1999             525,098           23.24      66,607,125          29.53      32,514,300         33.72
                             --------                     -----------                     ----------

2000:
   GRANTED                     28,080 (1)       42.75      23,183,070 (2)(3)   35.63      23,160,800         46.50
   CANCELED                    (5,005)          25.04      (1,896,001)         35.74      (4,827,800)        36.81
   EXERCISED                 (115,495)          12.94     (13,906,642)         22.93        (390,695)        18.19
   ACQUISITIONS                    --              --         797,076          20.43              --            --
                             --------                     -----------                     ----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 2000             432,678          $27.23      74,784,628         $32.39      50,456,605        $39.41
                             ========          ======     ===========         ======      ==========        ======

Outstanding options
exercisable as of:
   December 31, 1998          475,378          $17.56      38,290,197         $19.55       3,255,200        $22.05
   December 31, 1999          511,225           22.06      39,582,781          24.86       1,646,500         17.64
   DECEMBER 31, 2000          432,678           27.23      44,893,948          30.36       1,309,005         18.33
-------------------------------------------------------------------------------------------------------------------


(1) The weighted-average per share fair value of options granted was $12.60, $12.09 and $14.38 for 2000, 1999 and 1998, respectively.
(2) The weighted-average per share fair value of options granted was $10.13, $10.16 and $8.18 for 2000, 1999 and 1998, respectively.
(3)  Includes 2,029,063, 2,285,910 and 2,094,111 reload grants at December 31,
     2000, 1999 and 1998, respectively.
(4) The weighted-average per share fair value of options granted was $5.42 for 1998.
(5) Activity for broad-based plans in 1999 and 1998 includes the options related to the Employee Stock Purchase
     Plan, which was discontinued in 1999. The Employee Stock Purchase Plan allowed eligible employees of the former Wells Fargo to purchase common stock at a price of the lower of (1) the quoted market price of the stock at the date of grant or (2) 85% of the quoted market price at the end of the one-year option term.

The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

-------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31, 2000
                                                           --------------------------------------------------------
                                                                Weighted-
                                                                  average                                 Weighted-
                                                                remaining                                   average
                                                              contractual                                  exercise
                                                           life (in yrs.)               Number                price
-------------------------------------------------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
DIRECTOR PLANS
     $0.10-$7.83
         Options outstanding/exercisable                             1.07               37,390               $ 6.46
     $7.84-$13.48
         Options outstanding/exercisable                             2.68               23,210                11.78
     $13.49-$16.00
         Options outstanding/exercisable                             4.01               70,940                15.22
     $16.01-$25.04
         Options outstanding/exercisable                             4.80               45,572                19.90
     $25.05-$38.29
         Options outstanding/exercisable                             6.36              169,620                30.17
     $38.30-$51.00
         Options outstanding/exercisable                             8.42               85,946                48.45
LONG-TERM INCENTIVE PLANS
     $3.37-$5.06
         Options outstanding/exercisable                             6.64               99,394                 4.35
     $5.07-$7.60
         Options outstanding/exercisable                             1.19              646,138                 7.22
     $7.61-$11.41
         Options outstanding                                         2.02              743,242                10.44
         Options exercisable                                         2.01              741,237                10.44
     $11.42-$17.13
         Options outstanding                                         2.99            5,824,601                13.99
         Options exercisable                                         2.94            5,659,731                13.94
     $17.14-$25.71
         Options outstanding                                         3.59            4,099,854                20.21
         Options exercisable                                         3.73            3,804,553                20.21
     $25.72-$38.58
         Options outstanding                                         7.54           54,144,239                33.69
         Options exercisable                                         6.34           27,566,741                32.56
     $38.59-$71.30
         Options outstanding                                         7.41            9,227,160                45.63
         Options exercisable                                         6.42            6,376,154                46.51
BROAD-BASED PLANS
     $16.56-$24.84
         Options outstanding/exercisable                             5.56            1,173,405                16.56
     $24.85-$37.81
         Options outstanding                                         7.26           26,629,000                34.39
         Options exercisable                                         7.13              135,600                33.65
     $37.82-$46.50
         Options outstanding                                         9.85           22,654,200                46.50
         Options exercisable                                          N/A                   --                  N/A
-------------------------------------------------------------------------------------------------------------------


N/A - Not applicable


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

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                              -------------------------------------
(in millions, except per common share amounts)                                    2000          1999           1998
-------------------------------------------------------------------------------------------------------------------
Net income
      As reported                                                               $4,026        $4,012         $2,191
      Pro forma (1)                                                              3,914         3,909          2,104
Earnings per common share
      As reported                                                               $ 2.36        $ 2.32         $ 1.28
      Pro forma (1)                                                               2.29          2.26           1.23
Diluted earnings per common share
      As reported                                                               $ 2.33        $ 2.29         $ 1.26
      Pro forma (1)                                                               2.27          2.23           1.21

-------------------------------------------------------------------------------------------------------------------


(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1995. Because stock options may be granted each year and generally vest over three years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS 123 that would be expected if all outstanding stock option grants were accounted for under this method.

The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 2000, 1999 and 1998: expected dividend yield ranging from 1.4% to 3.4%; expected volatility ranging from 20.0% to 42.0%; risk-free interest rates ranging from 4.4% to 7.8% and expected life ranging from 0.1 to 6.6 years.

EMPLOYEE STOCK OWNERSHIP PLAN The Wells Fargo & Company 401(k) Plan (the 401(k) Plan) is a defined contribution employee stock ownership plan (ESOP) under which the 401(k) Plan may borrow money to purchase the Company's common or preferred stock. Beginning in 1994, the Company has loaned money to the 401(k) Plan which has been used to purchase shares of the Company's ESOP Preferred Stock. As ESOP Preferred Stock is released and converted into common shares, compensation expense is recorded equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock are recorded as a reduction of retained earnings and the shares are considered outstanding for purposes of earnings per share computations. Dividends on the unallocated ESOP Preferred Stock are not recorded as a reduction of retained earnings, and the shares are not considered to be common stock equivalents for purposes of earnings per share computations. Loan principal and interest payments are made from the Company's contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

In 1989, the Company loaned money to the 401(k) Plan which was used to purchase shares of the Company's common stock (the 1989 ESOP shares). The Company accounted for the 1989 ESOP shares in accordance with AICPA Statement of Position 76-3, ACCOUNTING PRACTICES FOR CERTAIN EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the Company's ESOP loan to the 401(k) Plan related to the purchase of the 1989 ESOP shares was recorded as a reduction of stockholders' equity, and compensation expense based on the cost of the shares was recorded as shares were released and allocated to participants' accounts. The loan from the Company to the 401(k) Plan was repaid in 1999. Interest income on this loan was $.1 million in 1999 and $1 million in 1998 and was recorded as a reduction in employee benefits expense. The 1989 ESOP shares were considered outstanding for purposes of earnings per share computations and dividends on the shares are recorded as a reduction to retained earnings. The Company issued Series A and B ESOP Notes in the market place in connection with the purchase of common shares. Series B ESOP matured April 26, 1999 and Series A matured in 1996. Total interest expense on the Series B ESOP Notes was $.1 million in 1999 and $1 million in 1998.

Total dividends paid to the 401(k) Plan on ESOP shares were as follows:

----------------------------------------------------------------------------------------------
                                                                        Year ended December 31,
                                                         -------------------------------------
(in millions)                                                2000          1999           1998
----------------------------------------------------------------------------------------------
ESOP Preferred Stock:
      Common dividends                                        $11           $ 7            $ 6
      Preferred dividends                                      14            11              9
1989 ESOP shares:
      Common dividends                                         11            11             11
                                                              ---           ---            ---
Total                                                         $36           $29            $26
                                                              ===           ===            ===
----------------------------------------------------------------------------------------------



The ESOP shares as of December 31, 2000, 1999 and 1998 were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                                  -------------------------------------------------
                                                                          2000               1999              1998
-------------------------------------------------------------------------------------------------------------------
ESOP Preferred Stock:
    Allocated shares (common)                                       13,716,692         10,784,773         8,592,898
    Unreleased shares (preferred)                                      111,804             69,221            80,362
1989 ESOP shares:
    Allocated shares                                                10,988,083         13,016,033        15,018,861
    Unreleased shares                                                   39,558             76,070           320,285
Fair value of unearned
    ESOP shares (in millions)                                      $       112        $        69       $        80
-------------------------------------------------------------------------------------------------------------------


13.

EMPLOYEE BENEFITS AND OTHER EXPENSES

EMPLOYEE BENEFITS

The Company sponsors noncontributory qualified defined benefit retirement plans including the Cash Balance Plan and the First Security Corporation Retirement Plan. The Cash Balance plan is an active plan and it covers eligible employees of the Company except certain subsidiaries. The FSCO Retirement Plan is an inactive plan, which provides benefits to eligible employees of First Security. All benefits under the FSCO Retirement Plan were frozen effective December 31, 2000.

Under the Cash Balance Plan, eligible employees' Cash Balance Plan accounts are allocated a compensation credit based on a certain percentage of their certified compensation. The compensation credit percentage is based on age and years of credited service. In addition, participants are allocated at the end of each quarter investment credits on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completion of five years of vesting service or attainment of age 65, if earlier. Pension benefits accrued prior to the conversion to the Cash Balance Plan are guaranteed. In addition, certain employees are eligible for a special transition benefit comparison.

The Company's policy is to fund the actuarially computed retirement cost accrued for the Cash Balance Plan. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The Company sponsors defined contribution retirement plans including the 401(k) Plan and the First Security Incentive Savings Plan and Trust (the FSCO 401(k)
Plan). Under the 401(k) Plan, eligible employees who have completed one month of service are eligible to contribute up to 18% of their pretax certified compensation, although a lower limit may be applied to certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a dollar for dollar match up to 6% of an employee's certified compensation. The Company's matching contributions are generally subject to a four-year vesting schedule.

Under the FSCO 401(k) Plan, eligible employees who were 21 or older with one year of service were eligible to contribute up to 17% of their pretax certified compensation, although a lower limit may be applied to certain employees in order to maintain the qualified status of the FSCO 401(k) Plan. Eligible employees were eligible for matching company contributions, which are generally equal to 50% of the first 6% of an employee's certified compensation. The Company's matching contributions were fully vested upon enrollment. The FSCO 401(k) Plan was merged into the Wells Fargo 401(k) Plan effective January 1, 2001.

The Company provides health care and life insurance benefits for certain retired employees and reserves the right to terminate or amend any of the benefits described above at any time.

The following table shows the changes in the benefit obligation and the fair value of plan assets during 2000 and 1999 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 2000 and 1999 for the Company's defined benefit pension and other postretirement benefit plans:

-----------------------------------------------------------------------------------------------------
                                                                                          December 31,
                                                  ---------------------------------------------------
                                                                     2000                        1999
                                                  ------------------------    -----------------------
                                                    PENSION         OTHER       Pension         Other
(in millions)                                      BENEFITS      BENEFITS      benefits      benefits
-----------------------------------------------------------------------------------------------------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year              $2,503        $  567        $2,653        $  545
Service cost                                            154            16           119            25
Interest cost                                           186            43           143            35
Plan participants' contributions                         --             6            --             6
Amendments                                               --            --            14            (3)
Plan mergers                                             25            --             7            --
Actuarial loss                                          (24)          (22)         (323)           (4)
Benefits paid                                          (176)          (32)         (110)          (37)
Settlement                                              (12)           --            --            --
                                                     ------        ------        ------        ------
Benefit obligation at end of year                    $2,656        $  578        $2,503        $  567
                                                     ======        ======        ======        ======

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year       $2,867        $  209        $2,699        $  218
Actual return on plan assets                            550            26           244             5
Plan mergers                                             28            --            10            --
Employer contribution                                    13            27            24            17
Plan participants' contributions                         --             6            --             6
Benefits paid                                          (176)          (32)         (110)          (37)
Settlement                                              (12)           --            --            --
                                                     ------        ------        ------        ------
Fair value of plan assets at end of year             $3,270        $  236        $2,867        $  209
                                                     ======        ======        ======        ======

Funded status                                        $  612        $ (336)       $  364        $ (357)
Unrecognized net actuarial gain                        (667)          (29)         (392)            1
Unrecognized net transition asset                        (4)            4            (6)            1
Unrecognized prior service cost                          21            (2)           26            (2)
                                                     ------        ------        ------        ------
Accrued benefit cost                                 $  (38)       $ (363)       $   (8)       $ (357)
                                                     ======        ======        ======        ======

-----------------------------------------------------------------------------------------------------



The weighted-average assumptions used in calculating the amounts above were:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                             --------------------------------------------------------------------------------------
                                                 2000                           1999                           1998
                             ------------------------       ------------------------      -------------------------
                              PENSION           OTHER         Pension          Other        Pension           Other
                             BENEFITS        BENEFITS        benefits       benefits       benefits        benefits
-------------------------------------------------------------------------------------------------------------------
Discount rate                     7.5%            7.5%        7.5-8.0%       7.5-8.0%       6.5-7.0%        6.5-7.0%
Expected return
   on plan assets                 9.0%            9.0%            9.0%           9.0%       8.5-9.0%            9.0%
Rate of compensation
   increase                   4.5-5.0%             --%        4.5-5.0%            --%       4.5-5.0%             --%
------------------------------------------------------------------------------------------------------------------

The following table sets forth the components of net periodic benefit cost for 2000, 1999 and 1998:


-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                   ----------------------------------------------------------------
                                                                  2000                   1999                  1998
                                                   -------------------   --------------------   -------------------
                                                    PENSION      OTHER    Pension       Other    Pension      Other
(in millions)                                      BENEFITS   BENEFITS   benefits    benefits   benefits   benefits
-------------------------------------------------------------------------------------------------------------------
Service cost                                         $  154      $  16     $  120        $ 25     $   75      $  19
Interest cost                                           186         43        144          35        161         34
Expected return on plan assets                         (249)       (18)      (200)         (6)      (216)       (11)
Recognized net actuarial (gain) loss (1)                (46)        (1)        (3)         (8)        21         (1)
Amortization of prior service cost                        2         --          3          --          2         --
Amortization of unrecognized transition asset            (2)        --         (2)         --         (2)        --
Settlement                                                4         --         --          --         --         --
                                                     ------      -----     ------        ----     ------      -----
   Net periodic benefit cost                         $   49      $  40     $   62        $ 46     $   41      $  41
                                                     ======      =====     ======        ====     ======      =====
-------------------------------------------------------------------------------------------------------------------

(1) Net actuarial (gain) loss is generally amortized over five years.

Accounting for the postretirement health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 8.0% to 8.5% for HMOs and 8.5% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 2000. By 2006 and thereafter, rates were assumed at 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2000 by $52 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2000 by $7 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2000 by $46 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2000 by $5 million.

Expenses for defined contribution retirement plans were $169 million, $155 million and $179 million in 2000, 1999 and 1998, respectively.

OTHER EXPENSES

The table below shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                          -----------------------------------------
(in millions)                                                               2000              1999             1998
-------------------------------------------------------------------------------------------------------------------
  Contract services                                                         $536              $473             $353
  Outside professional services                                              447               381              398
  Outside data processing                                                    343               312              293
  Advertising and promotion                                                  316               251              252
  Telecommunications                                                         303               286              269
  Travel and entertainment                                                   287               262              225
  Postage                                                                    252               239              242
  Donations                                                                   32                49              259

-------------------------------------------------------------------------------------------------------------------


14.

INCOME TAXES

The following is a summary of the components of income tax expense applicable to income before income taxes:


-------------------------------------------------------------------------------------------------------------------

                                                                                             Year ended December 31,
                                                                        -------------------------------------------
(in millions)                                                               2000              1999             1998
-------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                 $1,446            $  628          $ 1,250
  State and local                                                            158                46              278
  Foreign                                                                     46                53               (1)
                                                                          ------            ------           ------
                                                                           1,650               727            1,527
                                                                          ------            ------           ------
Deferred:
  Federal                                                                    783             1,416              (16)
  State and local                                                             90               195              (22)
  Foreign                                                                     --                --              (15)
                                                                          ------            ------           ------
                                                                             873             1,611              (53)
                                                                          ------            ------           ------
     Total                                                                $2,523            $2,338           $1,474
                                                                          ======            ======           ======

-------------------------------------------------------------------------------------------------------------------

The Company's tax benefit related to the exercise of employee stock options that was recorded in stockholders' equity was $112 million, $88 million and $102 million for 2000, 1999 and 1998, respectively.


The Company had a net deferred tax liability of $3,297 million and $2,275 million at December 31, 2000 and 1999, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2000 and 1999 are presented below:






------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                                           -----------------------
(in millions)                                                                                  2000           1999
------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses                                                                $ 1,414        $ 1,377
   Net tax-deferred expenses                                                                    747            788
   Other                                                                                         63            169
                                                                                            -------        -------
      Total deferred tax assets                                                               2,224          2,334
                                                                                            -------        -------

DEFERRED TAX LIABILITIES
   Core deposit intangible                                                                      376            428
   Leasing                                                                                    1,853          1,398
   Mark to market                                                                               712            800
   Mortgage servicing                                                                         1,799          1,291
   FAS 115 adjustment                                                                           295            366
   Other                                                                                        486            326
                                                                                            -------        -------
      Total deferred tax liabilities                                                          5,521          4,609
                                                                                            -------        -------

NET DEFERRED TAX LIABILITY                                                                  $(3,297)       $(2,275)
                                                                                            =======        =======

------------------------------------------------------------------------------------------------------------------

The Company has determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $4.3 billion in the carryback period, substantial state taxable income in the carryback period, as well as a history of growth in earnings and the prospects for continued growth.

The deferred tax liability related to unrealized gains and losses on securities available for sale had no impact on 2000, 1999 or 1998 income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

The following table is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

-----------------------------------------------------------------------------------------------------------------------
                                                                                                 Year ended December 31,
                                                 ----------------------------------------------------------------------
                                                                 2000                     1999                     1998
                                                 --------------------     --------------------     --------------------
(in millions)                                     AMOUNT            %      Amount            %       Amount           %
-----------------------------------------------------------------------------------------------------------------------
Statutory federal income tax expense and rate     $2,292         35.0%     $2,222         35.0%      $1,283        35.0%
Change in tax rate resulting from:
   State and local taxes on income, net of
     federal income tax benefit                      161          2.5         158          2.5          168         4.6
   Amortization of goodwill not
     deductible for tax return purposes              165          2.5         133          2.1          129         3.5
   Tax exempt income                                 (76)        (1.2)        (71)        (1.1)         (63)       (1.7)
   Other                                             (19)         (.3)       (104)        (1.7)         (43)       (1.2)
                                                  ------         -----     ------         ----       ------        ----

     Effective income tax expense and rate        $2,523         38.5%     $2,338         36.8%      $1,474        40.2%
                                                  ======         ====      ======         ====       ======        ====

-----------------------------------------------------------------------------------------------------------------------


15.

EARNINGS PER COMMON SHARE

The table below shows dual presentation of earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                      --------------------------------------------
(in millions, except per share amounts)                                    2000             1999              1998
------------------------------------------------------------------------------------------------------------------
Net income                                                             $  4,026         $  4,012          $  2,191
Less: Preferred stock dividends                                              17               35                35
                                                                       --------         --------          --------
Net income applicable to common stock                                  $  4,009         $  3,977          $  2,156
                                                                       ========         ========          ========

EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  4,009         $  3,977          $  2,156
                                                                       ========         ========          ========

Average common shares outstanding (denominator)                         1,699.5          1,714.0           1,688.1
                                                                       ========         ========          ========

Per share                                                              $   2.36         $   2.32          $   1.28
                                                                       ========         ========          ========

DILUTED EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  4,009         $  3,977          $  2,156
                                                                       ========         ========          ========

Average common shares outstanding                                       1,699.5          1,714.0           1,688.1
Add:   Stock options                                                       17.7             19.7              20.4
       Restricted share rights                                              1.2              1.6               2.0
       Convertible preferred                                                 --               .1                .1
                                                                       --------         --------          --------
Diluted average common shares outstanding
    (denominator)                                                       1,718.4          1,735.4           1,710.6
                                                                       ========         ========          ========

Per share                                                              $   2.33         $   2.29          $   1.26
                                                                       ========         ========          ========
------------------------------------------------------------------------------------------------------------------


16.

COMPREHENSIVE INCOME

The following table presents the components of other comprehensive income and the related tax effect allocated to each component:

-------------------------------------------------------------------------------------------------------------------
                                                                             Before
                                                                                tax                          Net of
(in millions)                                                                amount       Tax effect            tax
-------------------------------------------------------------------------------------------------------------------
1998:
Translation adjustments                                                       $  (6)           $  (2)         $  (4)
                                                                              -----            -----          -----
Net unrealized gains on securities available for sale
    arising during the year                                                     196               77            119
Reclassification of net gains on
    securities available for sale included in net income                       (182)             (73)          (109)
                                                                              -----            -----          -----
Net unrealized gains arising during the year                                     14                4             10
                                                                              -----            -----          -----
Other comprehensive income                                                    $   8            $   2          $   6
                                                                              =====            =====          =====


1999:
Translation adjustments                                                       $   6            $   2          $   4
                                                                              -----            -----          -----
Net unrealized gains on securities available for sale
    arising during the year                                                     205               78            127
Reclassification of net losses on
    securities available for sale included in net income                        219               83            136
                                                                              -----            -----          -----
Net unrealized gains arising during the year                                    424              161            263
                                                                              -----            -----          -----
Other comprehensive income                                                    $ 430            $ 163          $ 267
                                                                              =====            =====          =====


2000:
TRANSLATION ADJUSTMENTS                                                       $  (3)           $  (1)         $  (2)
                                                                              -----            -----          -----
NET UNREALIZED LOSSES ON SECURITIES AVAILABLE FOR SALE
    ARISING DURING THE YEAR                                                    (232)             (88)          (144)
RECLASSIFICATION OF NET GAINS ON
    SECURITIES AVAILABLE FOR SALE INCLUDED IN NET INCOME                       (145)             (55)           (90)
                                                                              -----            -----          -----
NET UNREALIZED LOSSES ARISING DURING THE YEAR                                  (377)            (143)          (234)
                                                                              -----            -----          -----
OTHER COMPREHENSIVE INCOME                                                    $(380)           $(144)         $(236)
                                                                              =====            =====          =====
-------------------------------------------------------------------------------------------------------------------



The following table presents cumulative other comprehensive income balances:

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Cumulative
                                                                          Net unrealized                    other
                                                    Translation        gains (losses) on            comprehensive
(in millions)                                       adjustments               securities                   income
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                 $(10)                $    497                  $   487
                                                           ----                    -----                    -----
         Net change                                          (4)                      10                        6
                                                           ----                    -----                    -----
Balance, December 31, 1998                                  (14)                     507                      493
                                                           ----                    -----                    -----
         Net change                                           4                      263                      267
                                                           ----                    -----                    -----
Balance, December 31, 1999                                  (10)                     770                      760
                                                           ----                    -----                    -----
         NET CHANGE                                          (2)                    (234)                    (236)
                                                           ----                    -----                    -----
BALANCE, DECEMBER 31, 2000                                 $(12)                   $ 536                    $ 524
                                                           ====                    =====                    =====

-------------------------------------------------------------------------------------------------------------------


17.

OPERATING SEGMENTS

The Company has identified four lines of business for the purposes of management reporting: Community Banking, Wholesale Banking, Wells Fargo Home Mortgage (formerly Norwest Mortgage) and Wells Fargo Financial (formerly Norwest Financial). The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and somewhat subjective. Unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated to allow comparability.

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

Community Banking provides access to customers through a wide range of channels, which encompass a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Additionally, 24-hour telephone service is provided by PHONE BANK-SM- centers and the National Business Banking Center. Online banking services include the Wells Fargo Internet Services Group and BUSINESS GATEWAY-Registered Tradmark-, a personal computer banking service exclusively for the small business customer.

THE WHOLESALE BANKING GROUP serves businesses with annual sales in excess of $10 million and maintains relationships with major corporations throughout the United States. Wholesale Banking provides a complete line of commercial and corporate banking services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, foreign exchange services, cash management and investment management. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Capital Markets Group. Its business includes senior loan financing, mezzanine financing, financing for leveraged transactions, purchasing distressed real estate loans and high yield debt, origination of permanent loans for securitization, loan syndications, real estate brokerage services and commercial real estate loan servicing.

WELLS FARGO HOME MORTGAGE'S activities include the origination and purchase of residential mortgage loans for sale to various investors as well as providing servicing of mortgage loans for others.

WELLS FARGO FINANCIAL includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States and Canada and in the Caribbean and Latin America. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Credit cards are issued to consumer finance customers through two credit card banks. Wells Fargo Financial also provides lease and other commercial financing and provides information services to the consumer finance industry.

THE RECONCILIATION COLUMN includes goodwill and nonqualifying CDI, the net impact of transfer pricing loan and deposit balances, the cost of external debt, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the consolidated level.


-------------------------------------------------------------------------------------------------------------------
(income/expense in millions,
average balances in billions)
                                                               Wells Fargo                    Recon-       Consoli-
                                      Community    Wholesale          Home   Wells Fargo   ciliation          dated
                                        Banking      Banking      Mortgage     Financial      Column (3)    Company
-------------------------------------------------------------------------------------------------------------------
2000

NET INTEREST INCOME (1)                  $7,737       $1,677        $  122        $1,424       $ (95)       $10,865
PROVISION FOR LOAN LOSSES                   880          118             3           328          --          1,329
NONINTEREST INCOME                        5,851        1,226         1,341           304         121          8,843
NONINTEREST EXPENSE                       8,120        1,363           970           987         390         11,830
                                         ------       ------        ------        ------       -----        -------
INCOME (LOSS) BEFORE INCOME
   TAX EXPENSE (BENEFIT)                  4,588        1,422           490           413        (364)         6,549
INCOME TAX EXPENSE (BENEFIT) (2)          1,677          530           180           155         (19)         2,523
                                         ------       ------        ------        ------       -----        -------
NET INCOME (LOSS)                        $2,911       $  892        $  310        $  258       $(345)       $ 4,026
                                         ======       ======        ======        ======       =====        =======

1999

Net interest income (1)                  $7,307       $1,403        $  172        $1,314       $ (80)       $10,116
Provision for loan losses                   709          102             3           288           2          1,104
Noninterest income                        5,133        1,194         1,238           311          99          7,975
Noninterest expense                       7,219        1,154           975           952         337         10,637
                                         ------       ------        ------        ------       -----        -------
Income (loss) before income
   tax expense (benefit)                  4,512        1,341           432           385        (320)         6,350
Income tax expense (benefit) (2)          1,534          500           166           142          (4)         2,338
                                         ------       ------        ------        ------       -----        -------
Net income (loss)                        $2,978       $  841        $  266        $  243       $(316)       $ 4,012
                                         ======       ======        ======        ======       =====        =======

1998

Net interest income (1)                  $6,838       $1,345        $  254        $1,303       $ (67)       $ 9,673
Provision for loan losses                   828           33             4           752          --          1,617
Noninterest income                        4,376        1,015         1,078           303         148          6,920
Noninterest expense                       7,811        1,026           986           878         610         11,311
                                         ------       ------        ------        ------       -----        -------
Income (loss) before income
   tax expense (benefit)                  2,575        1,301           342           (24)       (529)         3,665
Income tax expense (benefit) (2)            946          521           125            (5)       (113)         1,474
                                         ------       ------        ------        ------       -----        -------
Net income (loss)                        $1,629       $  780        $  217        $  (19)      $(416)       $ 2,191
                                         ======       ======        ======        ======       =====        =======

2000

AVERAGE LOANS                            $   88       $   41        $    6        $   11       $  --        $   146
AVERAGE ASSETS                              156           49            26            12           7            250
AVERAGE CORE DEPOSITS                       132           10             4            --          --            146

1999

Average loans                            $   78       $   35        $    1        $   10       $  --        $   124
Average assets                              141           42            23            11           8            225
Average core deposits                       125            9             5            --          --            139
-------------------------------------------------------------------------------------------------------------------


(1) Net interest income is the primary source of income for most of the operating segments. Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Community Banking and Wholesale Banking are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate. (Wells Fargo Home Mortgage's net interest income was composed of interest revenue of $1,026 million, $869 million and $1,023 million for 2000, 1999 and 1998, respectively, and interest expense of $904 million, $697 million and $769 million for 2000, 1999 and 1998, respectively.)
(2) Taxes vary by geographic concentration of revenue generation. Taxes as presented are also higher than the consolidated Company's effective tax rate as a result of taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The offsets for these adjustments are found in the reconciliation column.
(3) The material items in the reconciliation column related to revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities and unallocated items. Revenue includes Treasury activities of $66 million, $83 million and $125 million; and unallocated items of $(40) million, $(64) million, and $(44) million for 2000, 1999 and 1998, respectively. Net income includes Treasury activities of $40 million, $51 million and $72 million; and unallocated items of $(385) million, $(367) million and $(488) million for 2000, 1999 and 1998, respectively. The material items in the reconciliation column related to noninterest expense include goodwill and nonqualifying CDI amortization of $(326) million, $(318) million and $534 million for 2000, 1999 and 1998, respectively. The material items in the reconciliation column related to average assets include goodwill and nonqualifying CDI of $7 billion and $8 billion for 2000 and 1999, respectively.

18.

MORTGAGE BANKING ACTIVITIES

Mortgage banking activities include Wells Fargo Home Mortgage and mortgage banking activities in other operating segments. The following table presents the components of mortgage banking noninterest income:

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                    ----------------------------------------------
(in millions)                                                             2000              1999              1998
------------------------------------------------------------------------------------------------------------------
Origination and other closing fees                                      $  350            $  406            $  557
Servicing fees, net of amortization                                        665               404                15
Net gains on sales of servicing rights                                     159               193               227
Net gains on sales of mortgages                                             38               117               182
All other                                                                  232               287               308
                                                                        ------            ------            ------
    Total mortgage banking noninterest
       income                                                           $1,444            $1,407            $1,289
                                                                        ======            ======            ======
------------------------------------------------------------------------------------------------------------------


The managed servicing portfolio totaled $468 billion at December 31, 2000, $308 billion at December 31, 1999 and $264 billion at December 31, 1998, which included loans subserviced for others of $85 billion, $9 billion and $2 billion, respectively. Mortgage loans serviced for others, which are included in the managed servicing portfolio, are not included in the accompanying consolidated balance sheet.

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights and may retain an interest-only strip from the sales. These securitizations are structured without recourse to the Company and without restrictions on the retained interest. The Company recognized gains of $395 million from sales of financial assets in securitizations in 2000. Additionally, the Company had the following cash flows with the securitization Special Purpose
Entity:

-    proceeds from new securitizations of $5,381 million,

-    servicing fees of $64 million, and

-    cash flows on interest-only strips of $115 million.


The following table summarizes the changes in capitalized mortgage loan servicing rights:

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                     ---------------------------------------------
(in millions)                                                             2000              1999              1998
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                              $4,652            $3,294            $3,218
    Originations                                                           702             1,110               965
    Purchases                                                            1,212               695               720
    Sales                                                                  (58)             (172)             (478)
    Amortization                                                          (554)             (721)             (849)
    Other (principally hedge activity)                                    (345)              446              (282)
                                                                        ------            ------            ------
                                                                         5,609             4,652             3,294
    Less valuation allowance                                                --                --                64
                                                                        ------            ------            ------
Balance, end of year                                                    $5,609            $4,652            $3,230
                                                                        ======            ======            ======
------------------------------------------------------------------------------------------------------------------



The key economic assumptions used in determining the fair value of mortgage servicing rights and other retained interests at the date of securitization resulting from securitizations completed in 2000 were as follows:

------------------------------------------------------------------------------------------------------------------
                                                             Mortgage servicing rights    Other retained interests
------------------------------------------------------------------------------------------------------------------
Prepayment speed (annual CPR) (1)                                                 12.8%                       10.2%
Weighted average life (in years)                                                   7.9                         8.2
Discount rates (1)                                                                10.6%                       12.0%

CPR - Constant prepayment rate
------------------------------------------------------------------------------------------------------------------


(1) Discount rates and prepayment speeds represent weighted averages for all retained interests resulting from securitizations completed in 2000.

At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights and other retained interests to immediate 10% and 25% adverse changes in those assumptions were as follows:

-------------------------------------------------------------------------------------------------------------------
($ in millions)                                             Mortgage servicing rights      Other retained interests
-------------------------------------------------------------------------------------------------------------------
Fair value of retained interests                                               $5,669                        $2,312
Expected weighted average life (in years)                                         6.5                           6.8

Prepayment speed assumption (annual CPR)                                         13.3%                         11.5%
     Decrease in fair value from 10% adverse change                            $  222                        $   79
     Decrease in fair value from 25% adverse change                               524                           188

Discount rate assumption ranges                                            8.7 - 14.5%                  10.6 - 14.3%
     Decrease in fair value from 10% adverse change                            $  215                        $   80
     Decrease in fair value from 25% adverse change                               509                           189
-------------------------------------------------------------------------------------------------------------------


These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

The Company did not retain credit risk on mortgage servicing rights and other retained interests reported herein.

19.

PARENT COMPANY

Condensed financial information of the Parent follows. For information regarding the Parent's long-term debt, see Note 9.

CONDENSED STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                          ----------------------------------------
(in millions)                                                                  2000            1999           1998
------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
      Bank                                                                   $2,318          $2,378         $1,450
      Nonbank                                                                 1,139             153            403
Interest income from subsidiaries                                               701             616            459
Service fees from subsidiaries                                                   45             104            127
Noninterest income                                                              369              95             21
                                                                             ------          ------         ------
           Total income                                                       4,572           3,346          2,460
                                                                             ------          ------         ------

EXPENSE
Interest on:
      Short-term borrowings                                                     464             350            275
      Long-term debt                                                            739             514            341
Noninterest expense                                                             116             380            379
                                                                             ------          ------         ------
           Total expense                                                      1,319           1,244            995
                                                                             ------          ------         ------

Income before income tax benefit and
      undistributed income of subsidiaries                                    3,253           2,102          1,465
Income tax benefit (expense)                                                    114            (161)           105
Equity in undistributed income of subsidiaries                                  659           2,071            621
                                                                             ------          ------         ------
NET INCOME                                                                   $4,026          $4,012         $2,191
                                                                             ======          ======         ======
------------------------------------------------------------------------------------------------------------------



CONDENSED BALANCE SHEET

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                                                 ----------------------------------
(in millions)                                                                          2000                    1999
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and noninterest-bearing balances due from:
      Subsidiary banks                                                              $    --                 $    83
      Non-affiliates                                                                     50                       9
Interest-bearing balances due from
      subsidiary banks                                                                1,759                   6,028
Securities available for sale                                                         1,982                   1,765
Loans and advances to subsidiaries:
      Bank                                                                              200                      --
      Nonbank                                                                        10,862                   8,114
Investment in subsidiaries (1):
      Bank                                                                           26,393                  21,709
      Nonbank                                                                         4,845                   4,922
Other assets                                                                          1,257                   1,558
                                                                                    -------                 -------
         Total assets                                                               $47,348                 $44,188
                                                                                    =======                 =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                               $ 5,848                 $ 7,274
Other liabilities                                                                       900                   1,737
Long-term debt                                                                       12,994                  10,804
Indebtedness to subsidiaries                                                          1,111                     499
Stockholders' equity                                                                 26,495                  23,874
                                                                                    -------                 -------
           Total liabilities and stockholders' equity                               $47,348                 $44,188
                                                                                    =======                 =======
-------------------------------------------------------------------------------------------------------------------


(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 118% and 112% at December 31, 2000 and 1999, respectively.

CONDENSED STATEMENT OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                       -------------------------------------------
(in millions)                                                              2000              1999             1998
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                          $ 4,026           $ 4,012          $ 2,191
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed income of subsidiaries                    (659)           (2,071)            (621)
         Depreciation and amortization                                       18                26               10
         Securities available for sale gains                                 --                --               (3)
         Release of preferred shares to ESOP                                127                86               33
         Other assets, net                                                  295               114             (401)
         Accrued expenses and other liabilities                            (127)              536              618
                                                                       --------           -------         --------

Net cash provided by operating activities                                 3,680             2,703            1,827
                                                                       --------           -------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
      Proceeds from sales                                                   739               348              185
      Proceeds from prepayments and maturities                              112               120              665
      Purchases                                                          (1,067)             (872)          (1,273)
    Net advances to non-bank subsidiaries                                (2,499)              724           (1,210)
    Principal collected on notes/loans of subsidiaries                    1,487             1,108               89
    Capital notes and term loans made to subsidiaries                    (2,007)             (505)          (1,158)
    Net increase in investment in subsidiaries                           (1,804)           (1,003)            (295)
                                                                       ---------          -------         --------

Net cash used by investing activities                                    (5,039)              (80)          (2,997)
                                                                       ---------          -------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (decrease) increase in short-term borrowings
      and indebtedness to subsidiaries                                     (743)            1,059            2,773
    Proceeds from issuance of long-term debt                              6,590             6,574              500
    Repayment of long-term debt                                          (4,400)           (1,780)            (295)
    Proceeds from issuance of common stock                                  422               517              171
    Repurchases of common stock                                          (3,235)           (2,122)            (742)
    Net decrease in ESOP loans                                               --                 2                9
    Payment of cash dividends                                            (1,586)           (1,436)          (1,113)
                                                                       --------           -------         --------

Net cash (used) provided by financing activities                         (2,952)            2,814            1,303
                                                                       --------           -------         --------
    NET CHANGE IN CASH AND CASH EQUIVALENTS                              (4,311)            5,437              133
Cash and cash equivalents at beginning of year                            6,120               683              550
                                                                       --------           -------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 1,809           $ 6,120          $   683
                                                                       ========           =======         ========
------------------------------------------------------------------------------------------------------------------


20.

WFC HOLDINGS CORPORATION

WFC Holdings is a wholly owned subsidiary of the Parent and is the sole stockholder of Wells Fargo Bank, N.A. The Parent guarantees the debt obligations of WFC Holdings. In view of this, the summarized assets, liabilities and results of operations of WFC Holdings are presented below and on the following page. Prior year amounts have been restated due to certain legal reorganizations within the Company.

SUMMARIZED CONSOLIDATED INCOME STATEMENT




--------------------------------------------------------------------------------
                                                          Year ended December 31,
                                                 -------------------------------
(in millions)                                       2000        1999        1998
--------------------------------------------------------------------------------
Interest income                                   $7,373      $6,829      $7,085
Interest expense                                   2,970       2,270       2,508
Provision for loan losses                            464         655         728
Noninterest income                                 5,515       4,301       3,925
Noninterest expense                                6,605       6,239       5,923
                                                  ------      ------      ------
Income before income tax expense                   2,849       1,966       1,851
Income tax expense                                 1,229         889         892
                                                  ------      ------      ------
Net income                                        $1,620      $1,077      $  959
                                                  ======      ======      ======
--------------------------------------------------------------------------------

SUMMARIZED CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------
                                                                     December 31,
                                                           ---------------------
(in millions)                                                    2000       1999
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                      $  8,939   $  7,899
Securities available for sale                                  10,215     12,452
Mortgages held for sale                                         1,447      1,511
Loans, net                                                     70,796     65,547
Mortgage servicing rights                                       5,594      4,492
Other assets                                                   29,404     20,381
                                                             --------   --------
Total assets                                                 $126,395   $112,282
                                                             ========   ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings                                        $ 17,410   $  4,306
Long-term debt                                                  6,590      4,148
Other liabilities                                              87,150     88,729
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                         785        785
Stockholder's equity                                           14,460     14,314
                                                             --------   --------
Total liabilities and stockholder's equity                   $126,395   $112,282
                                                             ========   ========

--------------------------------------------------------------------------------


21.

LEGAL ACTIONS

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management believes that the outcome of such actions will not have a material adverse effect on the results of operations or stockholders' equity of the Company. The Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

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

Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table on the following page) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.

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

Management believes that, as of December 31, 2000, the Company and each of the significant subsidiary banks met all capital adequacy requirements to which they are subject.

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


-----------------------------------------------------------------------------------------------------
                                                                                           To be well
                                                                                    capitalized under
                                                                                           the FDICIA
                                                                      For capital   prompt corrective
                                                    Actual      adequacy purposes   action provisions
                                         -----------------      -----------------   -----------------
(in billions)                              Amount    Ratio        Amount    Ratio     Amount    Ratio
---------------------------------------   -------   ------        ------    -----     ------    -----
As of December 31, 2000:
  Total capital (to risk-weighted assets)
     Wells Fargo & Company                  $23.0    10.43%      > $17.7   > 8.00%
     Wells Fargo Bank Minnesota, N.A.                            -         -
        (formerly Norwest Bank
          Minnesota, N.A.)                    3.2    11.05       >   2.3   > 8.00     > $2.9  > 10.00%
                                                                 -         -          -       -
      Wells Fargo Bank, N.A.                 11.5    11.93       >   7.7   > 8.00     >  9.6  > 10.00
                                                                 -         -          -       -

  Tier 1 capital (to risk-weighted assets)
     Wells Fargo & Company                  $16.1     7.29%      > $ 8.8   > 4.00%
                                                                 -         -
     Wells Fargo Bank Minnesota, N.A.         2.9    10.16       >   1.1   > 4.00     > $1.7  >  6.00%
                                                                 -         -          -       -
     Wells Fargo Bank, N.A.                   6.8     7.12       >   3.8   > 4.00     >  5.8  >  6.00
                                                                 -         -          -       -
  Tier 1 capital (to average assets)
   (Leverage ratio)
     Wells Fargo & Company                  $16.1     6.49%      > $ 9.9   > 4.00%(1)
                                                                 -         -
     Wells Fargo Bank Minnesota, N.A.         2.9     5.71       >   2.0   > 4.00 (1) > $2.6  >  5.00%
                                                                 -         -          -       -
     Wells Fargo Bank, N.A.                   6.8     6.77       >   4.0   > 4.00 (1) >  5.1  >  5.00
                                                                 -         -          -       -
-----------------------------------------------------------------------------------------------------

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

The following table summarizes the aggregate notional or contractual amounts, credit risk amount and estimated net fair value for the Company's derivative financial instruments at December 31, 2000 and 1999.


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31,
                                          ------------------------------------------------------------------------------------
                                                                               2000                                       1999
                                          -----------------------------------------     --------------------------------------
                                          NOTIONAL OR          CREDIT     ESTIMATED     Notional or          Credit  Estimated
                                          CONTRACTUAL            RISK      NET FAIR     contractual            risk   net fair
(in millions)                                  AMOUNT       AMOUNT (3)        VALUE          amount       amount (3)     value
------------------------------------------------------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT
   HEDGES
Interest rate contracts:
     Swaps (1)                                $25,817            $391          $368         $32,846            $109      $(244)
     Futures                                   71,484              --           141          50,885              --         (2)
     Floors and caps (1)                       20,139             191           191          41,142             110        110
     Options (1) (2)                           20,620             275           267          11,940              22         43
     Forwards (1)                              21,392              69           (93)         22,528             108         41

Foreign exchange contracts:
     Forwards (1)                                  72              --            (2)            138               1         --

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
     Swaps (1)                                 40,934             635            58          21,716             158        (10)
     Futures                                   17,890              --            --          22,839              --         --
     Floors and caps purchased (1)             14,196             107           107           6,149              52         52
     Floors and caps written                   15,310              --           (76)          5,823              --        (53)
     Options purchased (1)                      1,205              12            12             741              30         30
     Options written                               71              --            (3)          1,101              --        (51)
     Forwards (1)                                 150               2            (1)            164               6          1

Commodity contracts:
     Swaps (1)                                    167              57             1             116              10         --
     Floors and caps purchased (1)                 58               8             8              30               2          2
     Floors and caps written                       57              --            (8)             30              --         (2)

Foreign exchange contracts:
     Forwards (1)                               7,283             150            31           4,416              62         30
     Options purchased (1)                         42               1             1              41              --         --
     Options written                               42              --            (1)             42              --         (1)

------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these contracts or the underlying financial instruments.
(2) At December 31, 2000, the purchased option contracts were options on futures contracts, which are exchange traded for which the exchange assumes counterparty risk.
(3) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

Interest rate futures and forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. These contracts may be settled either in cash or by delivery of the underlying financial instrument. Futures contracts are standardized and are traded on exchanges. Gains and losses on futures contracts are settled daily with the exchange based on a notional principal value. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses futures contracts on Eurodollar deposits and U.S. Treasury notes to reduce the price risk of interest-sensitive assets ($71 billion at December 31, 2000), primarily mortgage servicing rights. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral.

Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate (the strike rate) applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The primary risk associated with purchased floors and caps is the ability of the counterparties to meet the terms of the contract. Of the total purchased floors and caps for asset/liability management of $20 billion at December 31, 2000, the Company had $8 billion of floors to protect variable-rate loans from a drop in interest rates. The Company also had purchased floors of $12 billion at December 31, 2000 to hedge mortgage servicing rights. Cash flows from the floors offset lost future servicing revenue caused by increased levels of loan prepayments associated with lower interest rates.

Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 2000, the Company had $26 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (e.g., three-month LIBOR). Included in this amount, $16 billion was used to convert floating-rate loans into fixed-rate assets. The remaining swap contracts used for interest rate risk management of $10 billion at December 31, 2000 were used to hedge interest rate risk of various other specific assets and liabilities.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell the underlying financial instrument at a set price during a period or at a specified date in the future. The writer of the option is obligated to purchase or sell the underlying financial instrument, if the purchaser chooses to exercise the option. The writer of the option receives a premium when the option is entered into and bears the risk of an unfavorable change in the price of the underlying financial instrument. Of the total options for asset/liability management of $21 billion at December 31, 2000, the Company had $3 billion of options on futures contracts and $14 billion of options on swaptions contracts hedging mortgage servicing rights. The futures exchange assumes the risk that a counterparty will not pay. Market risks arise from movements in interest rates and/or security values. The remaining options used for interest rate risk management of $4 billion at December 31, 2000 were used to hedge interest rate risk of various other specific assets.

The Company has entered into futures contracts and mandatory and standby forward contracts, including options on futures and forward contracts, to reduce interest rate risk on certain mortgage loans held for sale and other commitments. For forward contracts, the primary risk is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. The net unrealized gain on these futures and forward contracts at December 31, 2000 was $151 million, compared with an unrealized loss of $136 million at December 31, 1999. These contracts mature within 180 days.

24.

FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of this Statement and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table on page 96 are recorded in the Consolidated Balance Sheet under the indicated captions, except for the derivative financial instruments, which are recorded in the specific asset or liability balance being hedged or in other assets if the derivative financial instrument is a customer accommodation.

Fair values are based on estimates or calculations using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.


FINANCIAL ASSETS

SHORT-TERM FINANCIAL ASSETS

Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 2000 and 1999 are set forth in
Note 4.

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

Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $92.7 billion, $5.6 billion and $729 million, respectively, at December 31, 2000, and $82.3 billion, $4.8 billion and $766 million, respectively, at December 31, 1999. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 2000, 64% mature within one year.

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

FINANCIAL LIABILITIES

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 2000 and 1999. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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

LIMITATIONS

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2000 and 1999. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

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

The following table presents a summary of the Company's remaining financial instruments, as defined by FAS 107:

------------------------------------------------------------------------------------------------------------------------
                                                                                                             December 31,
                                                                --------------------------------------------------------
                                                                                      2000                          1999
                                                                --------------------------     -------------------------
                                                                   CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                                        AMOUNT     FAIR VALUE         amount     fair value
------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Mortgages held for sale                                            $ 11,812       $ 11,812       $ 12,678       $ 12,826
Loans, net (1)                                                      157,396        154,379        129,655        127,140
Nonmarketable equity investments                                      4,142          4,435          3,525          3,854

FINANCIAL LIABILITIES
Deposits                                                           $169,559       $169,535       $145,918       $144,737
Long-term debt (2)                                                   32,019         31,869         26,836         26,553
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                              935            967            935            886

DERIVATIVE FINANCIAL INSTRUMENTS (3)
Interest rate contracts:
   Floors and caps purchased                                       $    184       $    298       $    274       $    162
   Floors and caps written                                              (76)           (76)           (64)           (53)
   Options purchased                                                    106            287             83             76
   Options written                                                      (13)           (11)           (55)           (55)
   Swaps                                                                177            427            238           (254)
   Futures                                                              141            141             --             --
   Forwards                                                            (245)           (94)            18             42
Foreign exchange contracts                                               31             29             27             29

------------------------------------------------------------------------------------------------------------------------


(1) Loans are net of deferred fees on loan commitments and standby letters of credit of $9 million and $5 million at December 31, 2000 and 1999, respectively.
(2) The carrying amount and fair value exclude obligations under capital leases of $27 million and $30 million at December 31, 2000 and 1999, respectively.
(3) The carrying amounts include unamortized fees paid or received and gains or losses on derivative financial instruments receiving mark-to-market treatment.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

San Francisco, California
January 16, 2001

                            QUARTERLY FINANCIAL DATA

             CONDENSED CONSOLIDATED STATEMENT OF INCOME - QUARTERLY
                                   (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------------
                                                                               2000                                          1999
                                                                      QUARTER ENDED                                 Quarter ended
                                         ------------------------------------------  --------------------------------------------
(in millions, except per share amounts)  DEC. 31 SEPT. 30(1) JUNE 30(1)  MAR. 31(1)  Dec. 31(1) Sept. 30(1) June 30(1) Mar. 31(1)
-------------------------------------------------------------------------------------------  ------------------------------------
INTEREST INCOME                           $4,934      $4,870     $4,543      $4,378      $4,173      $4,042     $3,865     $3,852
INTEREST EXPENSE                           2,140       2,095      1,879       1,746       1,569       1,465      1,375      1,409
                                          ------      ------     ------      ------      ------      ------     ------     ------

NET INTEREST INCOME                        2,794       2,775      2,664       2,632       2,604       2,577      2,490      2,443

Provision for loan losses                    352         425        275         276         294         253        271        287
                                          ------      ------     ------      ------      ------      ------     ------     ------
Net interest income after
   provision for loan losses               2,442       2,350      2,389       2,356       2,310       2,324      2,219      2,156
                                          ------      ------     ------      ------      ------      ------     ------     ------

NONINTEREST INCOME
Service charges on deposit accounts          437         435        428         404         418         408        389        366
Trust and investment fees                    421         412        394         397         358         346        341        321
Credit card fees                             145         154        134         131         151         146        134        139
Other fees                                   337         340        307         287         283         274        285        253
Mortgage banking                             434         341        336         334         306         367        375        359
Insurance                                    119          80        117          95          87          98        122         88
Net venture capital gains                    203         535        320         885         721         162         13        112
Net gains (losses) on securities
   available for sale                        259        (341)       (39)       (601)       (261)         (2)        28          7
Other                                        256          99        138         111         144         149        279        210
                                          ------      ------     ------      ------      ------      ------     ------     ------
   Total noninterest income                2,611       2,055      2,135       2,043       2,207       1,948      1,966      1,855
                                          ------      ------     ------      ------      ------      ------     ------     ------

NONINTEREST EXPENSE
Salaries                                     920         945        906         881         867         846        815        779
Incentive compensation                       222         271        185         168         164         150        166        164
Employee benefits                            247         241        245         255         215         227        238        221
Equipment                                    307         211        208         221         294         217        203        213
Net occupancy                                247         236        233         238         200         217        197        198
Goodwill                                     141         136        136         117         135         109        107        106
Core deposit intangible                       45          46         47          48          51          51         52         53
Net losses (gains) on dispositions
   of premises and equipment                   3          (9)       (17)        (34)        (10)          6        (13)         2
Other                                      1,086         947        909         842         963         809        820        802
                                          ------      ------     ------      ------      ------      ------     ------     ------
   Total noninterest expense               3,218       3,024      2,852       2,736       2,879       2,632      2,585      2,538
                                          ------      ------     ------      ------      ------      ------     ------     ------

INCOME BEFORE INCOME TAX
   EXPENSE                                 1,835       1,381      1,672       1,663       1,638       1,640      1,600      1,473
Income tax expense                           707         560        635         623         600         608        604        527
                                          ------      ------     ------      ------      ------      ------     ------     ------

NET INCOME                                $1,128      $  821     $1,037      $1,040      $1,038      $1,032     $  996     $  946
                                          ======      ======     ======      ======      ======      ======     ======     ======
NET INCOME APPLICABLE TO
   COMMON STOCK                           $1,124      $  816     $1,033      $1,036      $1,029      $1,023     $  987     $  937
                                          ======      ======     ======      ======      ======      ======     ======     ======

EARNINGS PER COMMON SHARE                 $  .66      $  .48     $  .61      $  .61      $  .60      $  .60     $  .58     $  .55
                                          ======      ======     ======      ======      ======      ======     ======     ======
DILUTED EARNINGS
   PER COMMON SHARE                       $  .65      $  .47     $  .61      $  .61      $  .59      $  .59     $  .57     $  .54
                                          ======      ======     ======      ======      ======      ======     ======     ======
DIVIDENDS DECLARED PER
   COMMON SHARE                           $  .24      $  .22     $  .22      $  .22      $  .20      $  .20     $  .20     $ .185
                                          ======      ======     ======      ======      ======      ======     ======     ======

Average common shares outstanding        1,710.5     1,707.7    1,682.8     1,696.7     1,705.1     1,718.0    1,719.3    1,713.9
                                         =======     =======    =======     =======     =======     =======    =======    =======
Diluted average common
   shares outstanding                    1,732.4     1,728.0    1,702.6     1,711.3     1,727.5     1,738.4    1,742.0    1,732.9
                                         =======     =======    =======     =======     =======     =======    =======    =======
---------------------------------------------------------------------------------------------------------------------------------


(1) Amounts have been restated to reflect the pooling-of-interests accounting treatment of the FSCO Merger. The restated amounts include adjustments to conform the accounting policies of First Security and Wells Fargo.

                                      AVERAGE BALANCES, YIELDS AND RATES PAID
                                   (TAXABLE-EQUIVALENT BASIS)--QUARTERLY (1)(2)
                                                    (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    Quarter ended December 31,
                                                          -------------------------------------------------------------------
                                                                                    2000                                 1999
                                                          ------------------------------       ------------------------------
                                                                                INTEREST                             Interest
                                                           AVERAGE     YIELDS/    INCOME/      Average      Yields/    income/
(in millions)                                              BALANCE      RATES    EXPENSE       balance       rates    expense
-----------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                                $  2,128       5.48%    $   29      $  2,162        5.06%    $   27
Debt securities available for sale (3):
   Securities of U.S. Treasury and federal agencies          2,808       6.60         46         6,070        5.55         90
   Securities of U.S. states and political subdivisions      1,984       7.31         36         2,106        8.09         43
   Mortgage-backed securities:
      Federal agencies                                      24,981       7.35        454        23,706        6.82        412
      Private collateralized mortgage obligations            1,333      10.01         34         3,595        6.86         64
                                                          --------                ------      --------                 ------
        Total mortgage-backed securities                    26,314       7.48        488        27,301        6.82        476
Other debt securities (4)                                    4,205       8.00         65         4,588        7.62         62
                                                          --------                ------      --------                 ------
        Total debt securities available for sale (4)        35,311       7.45        635        40,065        6.76        671
Mortgages held for sale (3)                                 11,895       7.74        232        11,132        7.12        202
Loans held for sale (3)                                      4,410       8.59         95         4,844        7.62         93
Loans:
   Commercial                                               48,576       9.48      1,157        40,420        8.92        909
   Real estate 1-4 family first mortgage                    18,293       7.97        365        13,467        7.89        266
   Other real estate mortgage                               23,597       8.86        525        19,895        8.59        430
   Real estate construction                                  7,576      10.01        191         5,945        9.53        143
   Consumer:
     Real estate 1-4 family junior lien mortgage            17,510      10.67        468        12,579       10.11        319
     Credit card                                             6,160      15.14        233         5,603       13.66        191
     Other revolving credit and monthly payment             22,576      12.25        692        20,327       12.23        623
                                                          --------                ------      --------                 ------
       Total consumer                                       46,246      12.04      1,393        38,509       11.75      1,133
   Lease financing                                           9,984       7.46        186         9,520        7.98        190
   Foreign                                                   1,588      21.18         84         1,572       20.87         83
                                                          --------                ------      --------                 ------
          Total loans (5)                                  155,860       9.98      3,901       129,328        9.71      3,154
Other                                                        3,049       6.64         51         4,085        4.43         45
                                                          --------                ------      --------                 ------
             Total earning assets                         $212,653       9.33      4,943      $191,616        8.72      4,192
                                                          ========                ------      ========                 ------

FUNDING SOURCES
Deposits:
   Interest-bearing checking                              $  3,664       2.24         21      $  3,062        1.13          9
   Market rate and other savings                            65,404       3.02        497        61,399        2.27        351
   Savings certificates                                     30,923       5.66        440        29,020        4.84        354
   Other time deposits                                       4,932       5.98         73         3,833        4.98         48
   Deposits in foreign offices                               6,327       6.38        102         2,244        5.12         29
                                                           -------                ------      --------                 ------
       Total interest-bearing deposits                     111,250       4.05      1,133        99,558        3.15        791
Short-term borrowings                                       27,253       6.54        448        24,930        5.48        344
Long-term debt                                              31,336       6.88        540        27,233        6.11        416
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                     935       7.97         19           935        7.83         18
                                                           -------                ------      --------                 ------
       Total interest-bearing liabilities                  170,774       4.99      2,140       152,656        4.09      1,569
Portion of noninterest-bearing funding sources              41,879        --          --        38,960          --         --
                                                           -------                ------      --------                 ------
             Total funding sources                        $212,653       4.03      2,140      $191,616        3.26      1,569
                                                          ========                ------      ========                 ------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
    A TAXABLE-EQUIVALENT BASIS (6)                                       5.30%    $2,803                      5.46%    $2,623
                                                                         ====     ======                      ====     ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                   $ 13,758                            $ 13,075
Goodwill                                                     9,215                               7,953
Other                                                       24,345                              19,045
                                                          --------                            --------
              Total noninterest-earning assets            $ 47,318                            $ 40,073
                                                          ========                            ========

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                  $ 51,856                            $ 45,408
Other liabilities                                           11,028                              10,050
Preferred stockholders' equity                                 266                                 461
Common stockholders' equity                                 26,047                              23,114
Noninterest-bearing funding sources used to
    fund earning assets                                    (41,879)                            (38,960)
                                                          --------                            --------
              Net noninterest-bearing funding sources     $ 47,318                            $ 40,073
                                                          ========                            ========

TOTAL ASSETS                                              $259,971                            $231,689
                                                          ========                            ========

---------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 9.50% and 8.37% for the quarters ended December 31, 2000 and 1999, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 6.69% and 6.14% for the same quarters, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3) Yields are based on amortized cost balances computed on a settlement date basis.
(4)  Includes certain preferred securities.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for both quarters presented.