Form 10-K, Exhibit 13
period 2001-12-31
WELLS FARGO & CO/MN
filed 2002-03-15
CIK 72971

                               TABLE OF CONTENTS


     FINANCIAL REVIEW
34   Overview                                      49   Asset/Liability and
36   Factors That May Affect Future Results             Market Risk Management
40   Earnings Performance                          49   Interest Rate Risk
40   Net Interest Income                           49   Mortgage Banking Interest Rate Risk
40   Noninterest Income                            50   Market Risk - Trading Activities
41   Noninterest Expense                           50   Market Risk - Equity Markets
44   Operating Segment Results                     50   Liquidity and Funding
44   Balance Sheet Analysis                        52   Capital Management
44   Securities Available for Sale                 53   Comparison of 2000 to 1999
     (table on page 64)                            53   Additional Information
45   Loan Portfolio (table on page 66)
45   Deposits                                           FINANCIAL STATEMENTS
45   Off Balance Sheet Transactions                54   Consolidated Statement of Income
45   Off Balance Sheet Arrangements                55   Consolidated Balance Sheet
46   Contractual Obligations and                   56   Consolidated Statement of
     Other Commitments                                  Changes in Stockholders' Equity
46   Transactions with Related Parties                  and Comprehensive Income
                                                   57   Consolidated Statement of Cash Flows
46   Risk Management                               58   Notes to Financial Statements
46   Credit Risk Management Process
47   Nonaccrual and Restructured Loans             97   INDEPENDENT AUDITORS' REPORT
     and Other Assets
48   Allowance for Loan Losses                     98   QUARTERLY FINANCIAL DATA
     (table on page 68)

FINANCIAL REVIEW

OVERVIEW

Wells Fargo & Company is a $308 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking branches, the internet and other distribution channels to consumers, commercial businesses and financial institutions in all 50 states of the U.S. and in other countries. It ranked fifth in assets and third in market capitalization among U.S. bank holding companies at December 31, 2001. In this Annual Report, Wells Fargo & Company and Subsidiaries (consolidated) is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

  On October 25, 2000, the Company completed its merger with First Security Corporation (the FSCO Merger). First Security Corporation (First Security or
FSCO) survived as a wholly owned subsidiary of the Company. The FSCO Merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the information included in the financial review presents the combined results as if the merger had been in effect for all periods presented.

  Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

  Net income in 2001 was $3.42 billion, compared with $4.03 billion in 2000. Diluted earnings per common share were $1.97, compared with $2.33 in 2000. The decreases in net income and earnings per share were due to second quarter 2001 non-cash impairment of public and private equity securities and other special charges of $1.16 billion (after tax), or $.67 per share. Apart from these charges, very strong growth in business revenue more than offset the impact of higher credit losses on 2001 profits.

  Return on average assets (ROA) was 1.20% and return on average common equity
(ROE) was 12.79% in 2001, compared with 1.61% and 16.31%, respectively, in 2000. Excluding non-cash impairment and other special charges ROA was 1.60% and ROE was 17.13%.

  Net interest income on a taxable-equivalent basis was $12.54 billion in 2001, compared with $10.93 billion a year ago. The Company's net interest margin was 5.36% for 2001, compared with 5.35% in 2000.

  Noninterest income was $7.69 billion in 2001, compared with $8.84 billion in 2000. The decrease was due to approximately $1.72 billion (before tax) of impairment write-downs in the second quarter of 2001 reflecting other-than-temporary impairment in the valuation of publicly traded securities and private equity investments, partially offset by increases in gains on sales of securities available for sale and mortgage banking income.

  Revenue, the total of net interest income and noninterest income adjusted for the $1.72 billion (before tax) of non-cash impairment, increased from $19.71 billion to $21.87 billion, or 11%.

  Noninterest expense totaled $12.89 billion in 2001, compared with $11.83 billion in 2000, an increase of 9%. The increase was primarily due to an increase in salaries and incentive compensation resulting from increases in full-time equivalent staff and higher commissions due to record mortgage originations. Expense growth also included the effect of acquisitions, particularly Acordia, the fifth largest insurance broker in the U.S.

  The provision for loan losses was $1.78 billion in 2001, compared with $1.33 billion in 2000. During 2001, net charge-offs were $1.78 billion, or 1.09% of average total loans, compared with $1.22 billion, or .84%, during 2000. The allowance for loan losses was $3.76 billion, or 2.18% of total loans, at December 31, 2001, compared with $3.72 billion, or 2.31%, at December 31, 2000.

  At December 31, 2001, total nonaccrual and restructured loans were $1.64 billion, or 1.0% of total loans, compared with $1.20 billion, or .7%, at December 31, 2000. Foreclosed assets were $171 million at December 31, 2001, compared with $128 million at December 31, 2000.

  The ratio of common stockholders' equity to total assets was 8.83% at December 31, 2001, compared with 9.63% at December 31, 2000. The Company's total risk-based capital (RBC) ratio at December 31, 2001 was 10.45% and its Tier 1 RBC ratio was 6.99%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's RBC ratios at December 31, 2000 were 10.43% and 7.29%, respectively. The Company's leverage ratios were 6.25% and 6.49% at December 31, 2001 and 2000, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Recent Accounting Standards
In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), BUSINESS COMBINATIONS, and Statement No. 142 (FAS 142), GOODWILL AND OTHER INTANGIBLE ASSETS.

  FAS 141, effective June 30, 2001, requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interests method of accounting is eliminated. FAS 141 also establishes how the purchase method is to be applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

  FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

  After January 1, 2002, the elimination of goodwill amortization under FAS 142 is expected to reduce noninterest expense by approximately $600 million (pretax) and increase net income by approximately $560 million (after tax), for the year ended December 31, 2002, compared with 2001. The Company expects to complete its initial goodwill impairment assessment to determine if a transition impairment charge will be recognized under FAS 142 and record any transition adjustment in first quarter 2002. At December 31, 2001, the Company had $9.53 billion of goodwill, $5.50 billion of which related to the 1996 purchase of First Interstate Bancorp. The Company has determined that impairment of the remaining First Interstate goodwill is not permitted under FAS 142 since the former First Interstate operations must be combined with other similar banking operations for impairment testing.

  In June 2001, the FASB issued Statement No. 143 (FAS 143), ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, which addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets. FAS 143 applies to legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development or the normal operation of a long-lived asset. FAS 143 requires that the fair value of an asset retirement obligation be recognized as a liability in the period in which it is incurred. The asset retirement obligation is to be capitalized as part of the carrying amount of the long-lived asset and the expense is to be recognized over the useful life of the long-lived asset. FAS 143 is effective January 1, 2003, with early adoption permitted. The Company plans to adopt FAS 143 effective January 1, 2003 and does not expect the adoption of the statement to have a material effect on the financial statements.

  In August 2001, the FASB issued Statement No. 144 (FAS 144), ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supersedes Statement No. 121 (FAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. FAS 144 carries forward from FAS 121 the fundamental guidance related to the recognition and measurement of an impairment loss related to assets to be held and used and provides guidance related to the disposal of long-lived assets to be abandoned or disposed of by sale. FAS 144 became effective January 1, 2002 and was required to be applied prospectively. Adoption of FAS 144 did not have a material effect on the financial statements.


TABLE 1  RATIOS AND PER COMMON SHARE DATA
-----------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31,
                                                                            -------------------------------------
($ in millions, except per share amounts)                                     2001           2000            1999
-----------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Net income to average total assets (ROA)                                      1.20%          1.61%           1.78%
Net income applicable to common stock
    to average common stockholders' equity (ROE)                             12.79          16.31           17.55
Net income to average stockholders' equity                                   12.75          16.20           17.35

EFFICIENCY RATIO (1)                                                          64.0%          60.0%           58.8%

CAPITAL RATIOS
At year end:
    Common stockholders' equity to assets                                     8.83%          9.63%           9.79%
    Stockholders' equity to assets                                            8.85           9.72            9.90
    Risk-based capital (2)
       Tier 1 capital                                                         6.99           7.29            8.00
       Total capital                                                         10.45          10.43           10.93
    Leverage (2)                                                              6.25           6.49            6.76
Average balances:
    Common stockholders' equity to assets                                     9.33           9.83           10.07
    Stockholders' equity to assets                                            9.41           9.93           10.27

PER COMMON SHARE DATA
Dividend payout (3)                                                          50.25%         38.14%          33.83%
Book value                                                                  $16.01         $15.29          $13.91
Market prices (4):
    High                                                                    $54.81         $56.38          $49.94
    Low                                                                      38.25          31.00           32.13
    Year end                                                                 43.47          55.69           40.44
-----------------------------------------------------------------------------------------------------------------


(1) The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).
(2)  See Note 22 to Financial Statements for additional information.
(3) Dividends declared per common share as a percentage of earnings per common share.
(4) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.


TABLE 2  SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      % Change      Five-year
(in millions,                                                                                             2001/      compound
except per share amounts)               2001       2000       1999       1998       1997       1996       2000    growth rate
-----------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                 $ 12,460   $ 10,865   $ 10,116   $  9,673   $  9,258   $  8,776         15 %            7%
Provision for loan losses              1,780      1,329      1,104      1,617      1,203        541         34             27
Noninterest income                     7,690      8,843      7,975      6,920      6,046      5,075        (13)             9
Noninterest expense                   12,891     11,830     10,637     11,311      9,580      9,256          9              7
Net income                             3,423      4,026      4,012      2,191      2,712      2,411        (15)             7

Earnings per common share           $   1.99   $   2.36   $   2.32   $   1.28   $   1.57   $   1.44        (16)             7
Diluted earnings
   per common share                     1.97       2.33       2.29       1.26       1.55       1.42        (15)             7
Dividends declared
   per common share                     1.00        .90       .785        .70       .615       .525         11             14

BALANCE SHEET
(at year end)
Securities available for sale       $ 40,308   $ 38,655   $ 43,911   $ 36,660   $ 32,151   $ 33,077          4 %            4%
Loans                                172,499    161,124    133,004    119,662    116,435    115,119          7              8
Allowance for loan losses              3,761      3,719      3,344      3,307      3,220      3,202          1              3
Goodwill                               9,527      9,303      8,046      7,889      8,237      8,307          2              3
Assets                               307,569    272,426    241,053    224,135    203,819    204,075         13              9
Core deposits                        182,295    156,710    138,247    144,179    133,051    137,409         16              6
Long-term debt                        36,095     32,046     26,866     22,662     18,820     18,936         13             14
Guaranteed preferred beneficial
   interests in Company's
   subordinated debentures             2,435        935        935        935      1,449      1,300        160             13
Common stockholders' equity           27,150     26,221     23,600     21,869     20,700     20,466          4              6
Stockholders' equity                  27,214     26,488     23,871     22,332     21,164     21,256          3              5
-----------------------------------------------------------------------------------------------------------------------------


Factors That May Affect Future Results
--------------------------------------------------------------------------------

We make forward-looking statements in this report and in other reports and proxy statements we file with the Securities and Exchange Commission (SEC). In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Broadly speaking, forward-looking statements include:

   o projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;
   o descriptions of plans or objectives of our management for future operations, products or services, including pending acquisitions;
   o  forecasts of our future economic performance; and
   o descriptions of assumptions underlying or relating to any of the foregoing.

In this report, for example, we make forward-looking statements discussing our expectations about:

   o  future credit losses and non-performing assets;
   o the future value of equity securities, including those in our venture capital portfolios;
   o the impact of new accounting standards, including the impact of FAS 142 on future noninterest expense and net income; and
   o future short-term and long-term interest rate levels and their impact on our net interest margin, net income, liquidity and capital.

  Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we might not update them to reflect changes that occur after the date they are made.

  There are several factors--many beyond our control--that could cause results to differ significantly from our expectations. Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report (see, for example, "Financial Review--Balance Sheet Analysis"). Factors relating to the regulation and supervision of the Company are described in our Annual Report on Form 10-K for the year ended December 31, 2001. Any factor described in this report or in our 2001 Form 10-K could by itself, or together with one or more other factors, adversely affect our business, results of operations and/or financial condition. There are factors not described in this report or in our Form 10-K that could cause results to differ from our expectations.

Industry Factors
AS A FINANCIAL SERVICES COMPANY, OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY GENERAL BUSINESS AND ECONOMIC CONDITIONS.
Our business and earnings are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. For example, an economic downturn, increase in unemployment, or other events that negatively impact household and/or corporate incomes could decrease the demand for the Company's loan and non-loan products and services and increase the number of customers who fail to pay interest or principal on their loans.

TERRORIST ATTACKS. We cannot predict at this time the severity or duration of the impact on the general economy or the Company of the September 11, 2001 terrorist attacks or any subsequent terrorist activities or any actions taken in response to or as a result of those attacks or activities. The most immediate impact has been decreased demand for air travel, which has adversely affected not only the airline industry but also other travel-related and leisure industries, such as lodging, gaming and tourism. To the extent the impact has spread or might spread to the overall U.S. and global economies, it could further decrease capital and consumer spending and deepen the U.S. and/or global recession. Decreased capital and consumer spending and other recessionary effects could adversely affect the Company in a number of ways including decreased demand for our products and services and increased credit losses.

CALIFORNIA ENERGY CRISIS. California is an example of a local economy in which we operate. During 2001, California and other western states experienced an energy crisis, including increased energy costs, repeated episodes of diminished or interrupted electrical power supply and the filing by a California utility for protection under bankruptcy laws. We cannot predict whether this situation will continue in 2002 and, if it does, how severe the situation will be. Continuation or reoccurrence of the situation, however, could disrupt our business and the businesses of our customers who have operations or facilities in those states. It could also trigger an economic slowdown in those states, decreasing the demand for our loans and other products and services and/or increasing the number of customers who fail to repay their loans. Continuation or reoccurrence of the situation could also impact other states in which we operate, creating the same or similar concerns for us in those states.

  We discuss other business and economic conditions in more detail elsewhere in this report.

OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY THE FISCAL AND MONETARY POLICIES OF THE FEDERAL GOVERNMENT AND ITS AGENCIES.
The policies of the Board of Governors of the Federal Reserve System impact us significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also materially affect the value of financial instruments we hold, such as debt securities and mortgage servicing rights. Those policies determine to a significant extent our cost of funds for lending and investing. Changes in those policies are beyond our control and are hard to predict. Federal Reserve Board policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower's products and services. This could adversely affect the borrower's earnings and ability to repay its loan.

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

  We believe the financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking. Recently, a number of foreign banks have acquired financial services companies in the United States, further increasing competition in the U.S. market. Many of our competitors have fewer regulatory constraints and some have lower cost structures. We expect the consolidation of the financial services industry to result in larger, better capitalized companies offering a wide array of financial services and products.

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

WE ARE HEAVILY REGULATED BY FEDERAL AND STATE AGENCIES.
The holding company, its subsidiary banks and many of its non-bank subsidiaries are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of non-banks to offer competing financial services and products. Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For more information, refer to the "Regulation and Supervision" section of our Annual Report on Form 10-K for the year ended December 31, 2001 and to Notes 3 (Cash, Loan and Dividend Restrictions) and 22 (Risk-Based Capital) to Financial Statements included in this report.

CONSUMERS MAY DECIDE NOT TO USE BANKS TO COMPLETE THEIR FINANCIAL TRANSACTIONS. Technology and other changes are allowing parties to complete financial transactions that historically have involved banks. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as "disintermediation," could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Company Factors
MAINTAINING OR INCREASING OUR MARKET SHARE DEPENDS ON MARKET ACCEPTANCE AND REGULATORY APPROVAL OF NEW PRODUCTS AND SERVICES.
Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services. We might not successfully introduce new products and services, achieve market acceptance of our products and services, and/or develop and maintain loyal customers.

THE HOLDING COMPANY RELIES ON DIVIDENDS FROM ITS SUBSIDIARIES FOR MOST OF ITS REVENUE.
The holding company is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the holding company's common and preferred stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank and certain of our non-bank subsidiaries may pay to the holding company. Also, the holding company's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. For more information, refer to "Regulation and Supervision--Dividend Restrictions" and "--Holding Company Structure" in our Annual Report on Form 10-K for the year ended December 31, 2001.

WE HAVE BUSINESSES OTHER THAN BANKING.
We are a diversified financial services company. In addition to banking, we provide insurance, investments, mortgages and consumer finance. Although we believe our diversity helps mitigate the impact to the Company when downturns affect any one segment of our industry, it also means that our earnings could be subject to different risks and uncertainties. We discuss some examples below.

MERCHANT BANKING. Our merchant banking activities including venture capital investments have a much greater risk of capital losses than our traditional banking activities. In addition, it is difficult to predict the timing of any gains from these activities. For example, realization of gains from our venture capital investments depends on a number of factors--many beyond our control--including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions.

  Early in 2001, we experienced sustained declines in the market values of some of our publicly traded and private equity securities, in particular securities of companies in the technology and telecommunications industries. In the second quarter of 2001, we recognized non-cash charges to reflect other-than-temporary impairment in the valuation of securities. A number of factors, including the continued deterioration in capital spending on technology and telecommunications equipment and/or the impact of the recent terrorist attacks and other terrorist activities and actions taken in response to or as a result of those attacks and activities, could result in additional declines in the market values of our publicly traded and private equity securities. If we determine that the declines are other-than-temporary, additional impairment charges would be recognized. In addition, we will realize losses to the extent we sell securities at less than book value. For more information, see in this report "Financial Review--Overview," "--Earnings Performance--Noninterest Income," "--Balance Sheet Analysis--Securities Available for Sale" and Note 4 to Financial Statements.

MORTGAGE BANKING. The impact of interest rates on our mortgage banking business can be large and complex. Loan origination fees and loan servicing fees account for a significant portion of mortgage-related revenues. Changes in interest rates can impact both types of fees. For example, we would expect a decline in mortgage rates to increase the demand for mortgage loans as borrowers refinance, but also lead to accelerated payoffs in our mortgage servicing portfolio. Conversely, in a constant or increasing rate environment, we would expect fewer loans to be refinanced and a decline in payoffs in our servicing portfolio. While the Company uses dynamic and sophisticated models to assess the impact of interest rates on mortgage fees, amortization of mortgage servicing rights, and the value of mortgage servicing assets, the estimates of net income and fair value produced by these models are dependent on estimates and assumptions of future loan demand, prepayment speeds and other factors which may overstate or understate actual subsequent experience. For more information, see in this report "Financial Review--Risk Management--Mortgage Banking Interest Rate Risk."

WE HAVE AN ACTIVE ACQUISITION PROGRAM.
We regularly explore opportunities to acquire financial institutions and other financial services providers. We cannot predict the number, size or timing of future acquisitions. We typically do not comment publicly on a possible acquisition or business combination until we have signed a definitive agreement for the transaction.

  Our ability to successfully complete an acquisition generally is subject to regulatory approval, and we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to divest banks or branches as a condition to receiving regulatory approval.

  Difficulty in integrating an acquired company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of key employees, the disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative impact of any divestitures required by regulatory authorities in connection with acquisitions or business combinations may be greater than expected.

OUR BUSINESS COULD SUFFER IF WE FAIL TO ATTRACT AND RETAIN SKILLED PEOPLE. Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities engaged in by the Company can be intense. We may not be able to hire people or to keep them.

OUR STOCK PRICE CAN BE VOLATILE.
Our stock price can fluctuate widely in response to a variety of factors including:

   o actual or anticipated variations in our quarterly operating results;
   o  new technology used, or services offered, by our competitors;
   o significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
   o failure to integrate our acquisitions or realize anticipated benefits from our acquisitions; and
   o  changes in government regulations.

  General market fluctuations, industry factors and general economic and political conditions and events, such as the recent terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

EARNINGS PERFORMANCE
--------------------------------------------------------------------------------
NET INTEREST INCOME
Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $12.54 billion in 2001, compared with $10.93 billion in 2000, an increase of 15%. The increase was primarily due to a 14% increase in earning assets.

  Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2001, the net interest margin was 5.36%, compared with 5.35% in 2000. On average for the year 2001, earning asset yields declined approximately the same as the decline in the average cost of all funding sources, about 95 basis points. During 2001, the net interest margin widened on a sequential quarterly basis from 5.21% in the first quarter to 5.50% in the fourth quarter. Three factors account for the margin increase during the year: (a) a greater proportion of consumer loans in the total loan mix, (b) an increase in lower cost core deposits, particularly mortgage escrow deposits as mortgage origination activity expanded, and (c) a faster decline in deposit and borrowing costs than in loan yields as the general level of market rates declined throughout the year.

  Table 5 presents the individual components of net interest income and the net interest margin.

NONINTEREST INCOME

Table 3 shows the major components of noninterest income.

TABLE 3 NONINTEREST INCOME

-------------------------------------------------------------------------------------------------------------------
                                                                                                           % Change
                                                                   Year ended December 31,         ----------------
                                                   --------------------------------------          2001/       2000/
(in millions)                                         2001           2000            1999          2000        1999
-------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                $ 1,876         $1,704          $1,580            10%          8%
   Trust and investment fees:
     Asset management and custody fees                 731            735             784            (1)         (6)
   Mutual fund and annuity sales fees                  803            763             472             5          62
   All other                                           176            126             110            40          15
                                                   -------         ------          ------
       Total trust and investment fees               1,710          1,624           1,366             5          19

Credit card fees                                       796            721             694            10           4
Other fees:
   Cash network fees                                   202            187             151             8          24
   Charges and fees on loans                           445            347             314            28          11
   All other                                           597            579             505             3          15
                                                   -------         ------          ------
       Total other fees                              1,244          1,113             970            12          15

Mortgage banking:
   Origination and other closing fees                  737            350             406           111         (14)
   Servicing fees, net of amortization and
       impairment                                     (260)           665             404            --          65
   Net gains on securities available for sale          134             --              --            --          --
   Net gains on sales of mortgage
       servicing rights                                 --            159             193          (100)        (18)
   Net gains on mortgage loan
       origination/sales activities                    705             38             117            --         (68)
   All other                                           355            232             287            53         (19)
                                                   -------         ------          ------
       Total mortgage banking                        1,671          1,444           1,407            16           3

Insurance                                              745            411             395            81           4
Net venture capital (losses) gains                  (1,630)         1,943           1,008            --          93
Net gains (losses) on
   securities available for sale                       463           (722)           (228)           --         217
Net income (loss) from equity
   investments accounted for by the:
   Cost method                                         (55)           170             138            --          23
   Equity method                                       (51)            94              81            --          16
Net gains (losses) on sales of loans                    35           (134)             68            --          --
Net gains on dispositions of operations                122             23             107           430         (79)
All other                                              764            452             389            69          16
                                                   -------         ------          ------
       Total                                       $ 7,690         $8,843          $7,975           (13)%        11%
                                                   =======         ======          ======          ====         ===

-------------------------------------------------------------------------------------------------------------------

Service charges on deposit accounts increased in line with the growth in core consumer deposit balances and account activity.

The increase in trust and investment fees for 2001 was primarily due to the acquisition of H.D. Vest and an increase in mutual fund fees resulting from the overall growth in mutual fund assets. The Company managed mutual funds with $77 billion of assets at December 31, 2001, compared with $69 billion at December 31, 2000. The Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $525 billion at December 31, 2001, compared with $480 billion at December 31, 2000.

The increase in mortgage origination and other closing fees was predominantly due to increased refinancing activity resulting from the decline in fixed-rate mortgage rates during the last three quarters of 2001. Mortgage servicing fees before amortization and impairment provision increased in 2001 in line with substantial growth in the servicing portfolio. However, these additional fees were more than offset by increased amortization and impairment provisions for mortgage servicing rights and other retained interests. Such valuation adjustments are driven by higher estimated prepayments assumed to be associated with the lower prevailing level of interest rates. (For additional disclosures related to assumptions used to value mortgage servicing rights, see Note 1 (Transfers and Servicing of Financial Assets) and Note 19 to Financial Statements.) The increase in gains on mortgage loan origination/sales activities in 2001 was due to increased production volume.

The increase in insurance fees was predominantly due to the acquisition of Acordia in the second quarter of 2001 and subsequent growth in that business.

Net venture capital losses for 2001 included approximately $1,500 million (pretax) of non-cash impairment write-downs recognized in the second quarter of 2001 reflecting other-than-temporary impairment in the valuation of publicly traded securities and private equity investments. Venture capital gains in 2000 included a $560 million (pretax) non-cash gain recognized during the first quarter on the Company's investment in Siara Systems.

Net losses for 2001 from equity investments included approximately $215 million of non-cash impairment write-downs recognized in the second quarter of 2001.

The Company routinely recognizes impairment in its venture capital portfolios. During second quarter 2001, based on general economic and market conditions, including those events occurring in the technology and telecommunications industries, adverse changes occurred that impacted venture capital financing. While the impairment recognized is based on all of the information available at the time of the assessment, other information or economic developments in the future could lead to further impairment.

The net losses on securities available for sale in 2000 were predominantly due to the sales of securities associated with the restructuring of the debt securities portion of the securities available for sale portfolio during the first nine months of 2000.

Net losses on sales of loans in 2000 were due to sales of loans and loan asset securitizations by First Security prior to the FSCO Merger.

The increase in net gains on dispositions of operations in 2001 was predominantly due to a $96 million net gain in the first quarter of 2001, which included a $54 million reduction of unamortized goodwill, related to the divestiture of 39 stores (as a condition to the First Security merger) in Idaho, New Mexico, Nevada and Utah.

"All other" noninterest income included writedowns of auto lease residuals of about $80 million recorded in 2001, related to the portfolios acquired as part of the FSCO Merger, compared with about $180 million in 2000. In 2000, the Company began acquiring residual loss insurance, which is intended to cover most of the risk of additional declines in residual values for the auto lease portfolio in the foreseeable future.


NONINTEREST EXPENSE

Table 4 shows the major components of noninterest expense.


TABLE 4 NONINTEREST EXPENSE

------------------------------------------------------------------------------------------------------------------
                                                                                                          % Change
                                                                   Year ended December 31,         ---------------
                                                  ---------------------------------------          2001/      2000/
(in millions)                                         2001           2000            1999          2000       1999
------------------------------------------------------------------------------------------------------------------
Salaries                                           $ 4,027         $ 3,652        $ 3,307            10%        10%
Incentive compensation                               1,195             846            643            41         32
Employee benefits                                      960             989            901            (3)        10
Equipment                                              909             948            928            (4)         2
Net occupancy                                          975             953            813             2         17
Goodwill                                               610             530            459            15         15
Core deposit intangible:
   Nonqualifying (1)                                   155             173            186           (10)        (7)
   Qualifying                                           10              13             20           (23)       (35)
Net gains on dispositions of
   premises and equipment                              (21)            (58)           (16)          (64)       263
Outside professional services                          486             447            381             9         17
Contract services                                      472             536            473           (12)        13
Telecommunications                                     355             303            286            17          6
Outside data processing                                319             343            312            (7)        10
Travel and entertainment                               286             287            262            --         10
Advertising and promotion                              276             316            251           (13)        26
Postage                                                242             252            239            (4)         5
Stationery and supplies                                242             223            191             9         17
Operating losses                                       234             179            150            31         19
Insurance                                              167             157            152             6          3
Security                                               156              98             95            59          3
All other                                              836             643            604            30          6
                                                   -------         -------        -------

   Total                                           $12,891         $11,830        $10,637             9%        11%
                                                   =======         =======        =======           ===        ===

------------------------------------------------------------------------------------------------------------------

(1) Represents amortization of core deposit intangible acquired after February 1992 that is subtracted from stockholders' equity in computing regulatory capital for bank holding companies.

The increase in salaries in 2001 was due to a 10% increase in active full-time equivalent staff, including employees from newly acquired companies.

The increase in incentive compensation was predominantly due to additional sales and service team members, partially to originate record mortgage volume.

The slight decrease in employee benefits was due to the Company recognizing net pension income of $49 million in 2001, compared with net pension cost of $49 million in 2000. This decrease was substantially offset by the increase in other employee benefits related to additional active full-time equivalent staff and rising benefit costs. The net pension income in 2001 was due to amortization of gains on pension plan assets due primarily to strong equity and bond market performance in 2000. The Company expects to recognize increased pension cost in 2002.


TABLE 5  AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
----------------------------------------------------------------------------------------------------------------------
(in millions)                                                                 2001                                2000
                                                      ----------------------------        ----------------------------
                                                                          INTEREST                            Interest
                                                      AVERAGE    YIELDS/    INCOME/       Average    Yields/    income/
                                                      BALANCE     RATES    EXPENSE        balance     rates    expense
----------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
 under resale agreements                             $  2,583      3.69%   $    95       $  2,370      6.01%   $   143
Debt securities available for sale (3):
  Securities of U.S. Treasury and federal agencies      2,158      6.55        137          3,322      6.16        210
  Securities of U.S. states and political subdivisions  2,026      7.98        154          2,080      7.74        162
  Mortgage-backed securities:
    Federal agencies                                   27,433      7.19      1,917         26,054      7.22      1,903
    Private collateralized mortgage obligations         1,766      8.55        148          2,379      7.61        187
                                                     --------              -------       --------              -------
      Total mortgage-backed securities                 29,199      7.27      2,065         28,433      7.25      2,090
  Other debt securities (4)                             3,343      7.80        254          5,049      7.93        261
                                                     --------              -------       --------              -------
        Total debt securities available for sale (4)   36,726      7.32      2,610         38,884      7.24      2,723
Mortgages held for sale (3)                            23,677      6.72      1,595         10,725      7.85        849
Loans held for sale (3)                                 4,820      6.58        317          4,915      8.50        418
Loans:
  Commercial                                           48,648      8.01      3,896         45,352      9.40      4,263
  Real estate 1-4 family first mortgage                19,715      7.18      1,416         16,356      7.95      1,300
  Other real estate mortgage                           24,194      7.99      1,934         22,509      8.99      2,023
  Real estate construction                              8,073      8.10        654          6,934     10.02        695
  Consumer:
    Real estate 1-4 family junior lien mortgage        21,232      9.25      1,965         15,292     10.43      1,595
    Credit card                                         6,270     13.36        838          5,867     14.58        856
    Other revolving credit and monthly payment         23,459     11.40      2,674         21,824     12.06      2,631
                                                     --------              -------       --------              -------
      Total consumer                                   50,961     10.75      5,477         42,983     11.82      5,082
  Lease financing                                       9,930      7.67        761          9,822      7.66        752
  Foreign                                               1,603     20.82        333          1,621     21.15        343
                                                     --------              -------       --------              -------
        Total loans (5)(6)                            163,124      8.87     14,471        145,577      9.93     14,458
Other                                                   4,000      4.77        191          3,206      6.21        199
                                                     --------              -------       --------              -------
          Total earning assets                       $234,930      8.24     19,279       $205,677      9.19     18,790
                                                     ========              -------       ========              -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                          $  2,178      2.51         55       $  3,424      1.88         64
  Market rate and other savings                        80,585      2.05      1,655         63,577      2.81      1,786
  Savings certificates                                 29,850      5.13      1,530         30,101      5.37      1,616
  Other time deposits                                   1,332      5.04         67          4,438      5.69        253
  Deposits in foreign offices                           6,209      3.96        246          5,950      6.22        370
                                                     --------              -------       --------              -------
      Total interest-bearing deposits                 120,154      2.96      3,553        107,490      3.80      4,089
Short-term borrowings                                  33,885      3.76      1,273         28,222      6.23      1,758
Long-term debt                                         34,501      5.29      1,826         29,000      6.69      1,939
Guaranteed preferred beneficial interests in
 Company's subordinated debentures                      1,394      6.40         89            935      7.92         74
                                                     --------              -------       --------              -------
      Total interest-bearing liabilities              189,934      3.55      6,741        165,647      4.75      7,860
Portion of noninterest-bearing funding sources         44,996        --         --         40,030        --         --
                                                     --------              -------       --------              -------
          Total funding sources                      $234,930      2.88      6,741       $205,677      3.84      7,860
                                                     ========              -------       ========              -------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
  A TAXABLE-EQUIVALENT BASIS (7)                                   5.36%   $12,538                     5.35%   $10,930
                                                                  =====    =======                     ====    =======
NONINTEREST-EARNING ASSETS
Cash and due from banks                              $ 14,608                            $ 13,103
Goodwill                                                9,514                               8,811
Other                                                  26,369                              22,597
                                                     --------                            --------
          Total noninterest-earning assets           $ 50,491                            $ 44,511
                                                     ========                            ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                             $ 55,333                            $ 48,691
Other liabilities                                      13,301                              11,000
Preferred stockholders' equity                            210                                 266
Common stockholders' equity                            26,643                              24,584
Noninterest-bearing funding sources used to
 fund earning assets                                  (44,996)                            (40,030)
                                                     --------                            --------
          Net noninterest-bearing funding sources    $ 50,491                            $ 44,511
                                                     ========                            ========
TOTAL ASSETS                                         $285,421                            $250,188
                                                     ========                            ========
----------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 6.91%, 9.24%, 8.00%, 8.35% and 8.44% for 2001, 2000, 1999, 1998 and 1997, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 3.78%, 6.52%, 5.42%, 5.56% and 5.74% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3) Yields are based on amortized cost balances computed on a settlement date basis.


TABLE 5  AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
--------------------------------------------------------------------------------------------------------------------------
                                                                                 1999                                1998
                                                      -------------------------------        ----------------------------
                                                                             Interest                            Interest
                                                       Average    Yields/      Income/        Average   Yields/    income/
                                                       Balance     Rates      Expense         balance    rates    expense
--------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
 under resale agreements                              $  1,673      5.11%     $    86        $  1,770     5.57%   $    99
Debt securities available for sale (3):
  Securities of U.S. Treasury and federal agencies       6,124      5.51          348           5,916     6.02        353
  Securities of U.S. states and political subdivisions   2,119      8.12          168           1,855     8.39        148
  Mortgage-backed securities:
    Federal agencies                                    23,542      6.77        1,599          20,079     6.99      1,376
    Private collateralized mortgage obligations          3,945      6.77          270           3,072     6.72        205
                                                      --------                -------        --------             -------
    Total mortgage-backed securities                    27,487      6.77        1,869          23,151     6.95      1,581
  Other debt securities (4)                              3,519      7.49          209           1,570     7.94        105
                                                      --------                -------        --------             -------
        Total debt securities available for sale (4)    39,249      6.69        2,594          32,492     6.90      2,187
Mortgages held for sale (3)                             13,559      6.96          951          14,712     6.85      1,008
Loans held for sale (3)                                  5,154      7.31          377           4,876     7.71        376
Loans:
  Commercial                                            38,932      8.66        3,370          35,805     8.85      3,169
  Real estate 1-4 family first mortgage                 13,315      7.78        1,036          13,870     7.92      1,098
  Other real estate mortgage                            18,822      8.74        1,645          17,539     9.40      1,648
  Real estate construction                               5,260      9.56          503           4,270     9.71        415
  Consumer:
    Real estate 1-4 family junior lien mortgage         11,656      9.96        1,161          10,708    10.43      1,117
    Credit card                                          5,686     13.77          783           6,322    14.99        948
    Other revolving credit and monthly payment          19,561     11.88        2,324          19,992    12.15      2,428
                                                      --------                -------        --------             -------
      Total consumer                                    36,903     11.57        4,268          37,022    12.13      4,493
  Lease financing                                        8,852      7.81          691           7,039     8.13        572
  Foreign                                                1,554     20.65          321           1,353    20.65        279
                                                      --------                -------        --------             -------
        Total loans (5)(6)                             123,638      9.57       11,834         116,898     9.99     11,674
Other                                                    3,252      5.01          162           3,092     5.86        181
                                                      --------                -------        --------             -------
          Total earning assets                        $186,525      8.60       16,004        $173,840     8.97     15,525
                                                      ========                -------        ========             -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                           $  3,120       .99           31        $  3,034     1.35         41
  Market rate and other savings                         60,901      2.30        1,399          56,724     2.63      1,492
  Savings certificates                                  30,088      4.86        1,462          31,905     5.29      1,686
  Other time deposits                                    3,957      4.94          196           4,565     5.47        250
  Deposits in foreign offices                            1,658      4.76           79             948     4.84         46
                                                      --------                -------        --------             -------
      Total interest-bearing deposits                   99,724      3.17        3,167          97,176     3.62      3,515
Short-term borrowings                                   22,559      5.00        1,127          17,927     5.36        963
Long-term debt                                          24,646      5.90        1,453          19,294     6.29      1,214
Guaranteed preferred beneficial interests in
 Company's subordinated debentures                         935      7.73           72           1,160     8.12         94
                                                      --------                -------        --------             -------
      Total interest-bearing liabilities               147,864      3.94        5,819         135,557     4.27      5,786
Portion of noninterest-bearing funding sources          38,661        --           --          38,283       --         --
                                                      --------                -------        --------             -------
          Total funding sources                       $186,525      3.13        5,819        $173,840     3.34      5,786
                                                      ========                -------        ========             -------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
  A TAXABLE-EQUIVALENT BASIS (7)                                    5.47%     $10,185                     5.63%   $ 9,739
                                                                   =====      =======                    =====    =======
NONINTEREST-EARNING ASSETS
Cash and due from banks                               $ 12,252                               $ 11,410
Goodwill                                                 7,983                                  8,069
Other                                                   18,339                                 14,255
                                                      --------                               --------
          Total noninterest-earning assets            $ 38,574                               $ 33,734
                                                      ========                               ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                              $ 45,201                               $ 43,229
Other liabilities                                        8,909                                  7,314
Preferred stockholders' equity                             461                                    463
Common stockholders' equity                             22,664                                 21,011
Noninterest-bearing funding sources used to
 fund earning assets                                   (38,661)                               (38,283)
                                                      --------                               --------
          Net noninterest-bearing funding sources     $ 38,574                               $ 33,734
                                                      ========                               ========
TOTAL ASSETS                                          $225,099                               $207,574
                                                      ========                               ========
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                                               1997
                                                       ----------------------------
                                                                           Interest
                                                       Average    Yields/    income/
                                                       balance     rates    expense
-----------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
 under resale agreements                              $  1,207      5.40%   $    65
Debt securities available for sale (3):
  Securities of U.S. Treasury and federal agencies       5,987      6.22        371
  Securities of U.S. states and political subdivisions   1,630      8.35        133
  Mortgage-backed securities:
    Federal agencies                                    22,173      7.08      1,559
    Private collateralized mortgage obligations          3,083      6.80        210
                                                      --------              -------
    Total mortgage-backed securities                    25,256      7.05      1,769
  Other debt securities (4)                              1,192      5.71         71
                                                      --------              -------
        Total debt securities available for sale (4)    34,065      6.91      2,344
Mortgages held for sale (3)                              7,314      7.27        532
Loans held for sale (3)                                  3,900      8.10        316
Loans:
  Commercial                                            31,939      9.22      2,943
  Real estate 1-4 family first mortgage                 16,924      8.46      1,432
  Other real estate mortgage                            17,603      9.61      1,692
  Real estate construction                               3,858     10.13        391
  Consumer:
    Real estate 1-4 family junior lien mortgage          9,882      9.61        950
    Credit card                                          6,960     14.59      1,015
    Other revolving credit and monthly payment          20,188     11.88      2,398
                                                      --------              -------
      Total consumer                                    37,030     11.78      4,363
  Lease financing                                        5,467      8.32        455
  Foreign                                                1,042     20.40        212
                                                      --------              -------
        Total loans (5)(6)                             113,863     10.09     11,488
Other                                                    2,558      5.93        152
                                                      --------              -------
          Total earning assets                        $162,907      9.16     14,897
                                                      ========              -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                           $  3,491      1.72         60
  Market rate and other savings                         54,753      2.62      1,433
  Savings certificates                                  32,143      5.32      1,711
  Other time deposits                                    4,112      5.61        231
  Deposits in foreign offices                            1,386      4.83         67
                                                      --------              -------
      Total interest-bearing deposits                   95,885      3.65      3,502
Short-term borrowings                                   14,038      5.36        756
Long-term debt                                          18,335      6.40      1,173
Guaranteed preferred beneficial interests in
 Company's subordinated debentures                       1,437      7.89        113
                                                      --------              -------
      Total interest-bearing liabilities               129,695      4.27      5,544
Portion of noninterest-bearing funding sources          33,212        --         --
                                                      --------              -------
          Total funding sources                       $162,907      3.41      5,544
                                                      ========              -------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
  A TAXABLE-EQUIVALENT BASIS (7)                                    5.75%   $ 9,353
                                                                   =====    =======
NONINTEREST-EARNING ASSETS
Cash and due from banks                               $ 12,297
Goodwill                                                 8,325
Other                                                   14,689
                                                      --------
          Total noninterest-earning assets            $ 35,311
                                                      ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                              $ 39,903
Other liabilities                                        7,688
Preferred stockholders' equity                             555
Common stockholders' equity                             20,377
Noninterest-bearing funding sources used to
 fund earning assets                                   (33,212)
                                                      --------
          Net noninterest-bearing funding sources     $ 35,311
                                                      ========
TOTAL ASSETS                                          $198,218
                                                      ========
-----------------------------------------------------------------------------------

(4)  Includes certain preferred securities.
(5) Interest income includes loan fees, net of deferred costs, of approximately $146 million, $194 million, $210 million, $148 million and $126 million in 2001, 2000, 1999, 1998 and 1997, respectively.
(6) Nonaccrual loans and related income are included in their respective loan categories.
(7) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

OPERATING SEGMENT RESULTS
COMMUNITY BANKING net income was $2,568 million in 2001, compared with $3,106 million in 2000. Excluding second quarter 2001 impairment and other special charges of $1,089 million (after tax), net income was $3,657 million in 2001, an increase of 18% from 2000. Net interest income increased by $1,324 million, or 17%, compared with 2000, primarily due to an increase in mortgages held for sale and mortgage loans, as well as lower borrowing costs. The provision for loan losses increased by $166 million from 2000 due to higher charge-offs and growth in the loan portfolio. Noninterest income was $5,189 million in 2001, compared with $6,685 million in 2000. Excluding second quarter 2001 impairment and other special charges of $1,742 million (before tax), noninterest income was up $246 million in 2001, or 4%, compared with 2000, due to increases in trust and investment fees, service charges on deposit accounts, mortgage banking and credit card fees. Also, noninterest income in 2000 included losses on sales of loans and securitizations by First Security prior to the FSCO Merger. These improvements, plus a significant increase in gains on securities available for sale more than offset the decrease in venture capital gains, excluding approximately $1,500 million of impairment charges taken in second quarter 2001. Noninterest expense increased by $576 million over 2000 due to an increase in sales and services staff related expenses as a result of record mortgage origination volume.

WHOLESALE BANKING net income was $928 million in 2001, compared with $1,007 million in 2000. Excluding second quarter 2001 impairment and other special charges of $62 million (after tax), net income was $990 million in 2001, a decrease of 2% from 2000. Net interest income increased $20 million, or 1%, from 2000, due to higher loan volume, which was offset by the lower interest rate environment that existed during 2001. Average outstanding loan balances increased $4 billion, or 9%, from 2000. Noninterest income increased by $345 million, or 20%, compared with 2000, due to higher insurance revenue related to the acquisition of Acordia in the second quarter of 2001. Noninterest expense increased by $399 million, or 21%, compared with 2000, primarily as a result of the Acordia acquisition along with increased personnel expenses related to increased sales and service staff. The provision for loan losses increased to $278 million in 2001, compared with $151 million in 2000.

WELLS FARGO FINANCIAL net income was $288 million in 2001, compared with $258 million in 2000, an increase of 12%. Net interest income increased by 18% from 2000, due to growth in average loans. The provision for loan losses was $487 million in 2001, compared with $329 million in 2000. The increase was predominantly due to growth in average loans and higher net write-offs in the loan portfolios.
     For a further discussion of operating segments see Note 17 to Financial Statements.

BALANCE SHEET ANALYSIS

A comparison between the year-end 2001 and 2000 balance sheets is presented below.

SECURITIES AVAILABLE FOR SALE
The Company holds both debt and marketable equity securities in its securities available for sale portfolio. Debt securities available for sale are primarily held for liquidity, interest rate risk management and yield enhancement purposes. Given these purposes, the portfolio is primarily comprised of very liquid, high quality federal agency debt securities. At December 31, 2001, the Company held $38.7 billion of debt securities available for sale, up from $35.4 billion at December 31, 2000. The Company had a net unrealized gain of $655 million at December 31, 2001 compared with a net unrealized gain of $718 million at December 31, 2000. Although the Company realized $597 million in gains on securities sold during 2001, the net unrealized gain declined only $63 million from December 31, 2000 because of the favorable impact of lower long-term interests rates on the value of debt securities not sold during 2001. The weighted average expected maturity of the debt securities portion of the securities available for sale portfolio was 5 years and 10 months at December 31, 2001. Since 80% of this portfolio is held in mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because the issuers of such securities may have the right to prepay obligations with or without penalty. The effect of a 200 basis point increase and a 200 basis point decrease on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is indicated in Table 6.

Table 6 MORTGAGE-BACKED SECURITIES

-----------------------------------------------------------------------------------
($ in billions)                      Fair      Net unrealized             Remaining
                                    value         gain (loss)              maturity
-----------------------------------------------------------------------------------

At December 31, 2001                $32.4               $  .5        5 yrs., 6 mos.
At December 31, 2001,
assuming a 200 basis point:
   Increase in interest rates        29.2                (2.7)       7 yrs., 4 mos.
   Decrease in interest rates        34.2                 2.3        2 yrs., 8 mos.

-----------------------------------------------------------------------------------

     Equity securities available for sale are comprised of marketable common stocks, largely distributed from the Company's private equity investment activities. The decrease of $1.64 billion in cost between December 31, 2000 and December 31, 2001 was due to sales and dispositions and the non-cash impairment charges taken in the second quarter of 2001. The fair value of this portfolio exceeded cost by $176 million at December 31, 2001 and $72 million at December 31, 2000.

     See Note 4 to Financial Statements for securities available for sale by security type.

LOAN PORTFOLIO
A comparative schedule of average loan balances is presented in Table 5; year-end balances are presented in Note 5 to Financial Statements.

     Loans averaged $163.1 billion in 2001, compared with $145.6 billion in 2000, an increase of 12%. Total loans at December 31, 2001 were $172.5 billion, compared with $161.1 billion at year-end 2000, an increase of 7%. The increase in average loans is due to increased consumer demand, particularly for home finance. Mortgages held for sale increased from $11.8 billion to $30.4 billion due to record originations, including significant refinancing activity. These increases were partially offset by a slow down in commercial loan demand in line with the weakening U.S. economy.

DEPOSITS
Comparative detail of average deposit balances is presented in Table 5. Average core deposits funded 58.8% and 58.3% of the Company's average total assets in 2001 and 2000, respectively. Year-end deposit balances are presented in Table 7. Total average interest-bearing deposits rose from $107.5 billion in 2000 to $120.2 billion in 2001. For the same periods, total average noninterest-bearing deposits rose from $48.7 billion to $55.3 billion. While savings certificates of deposits declined on average from $30.1 billion in 2000 to $29.9 billion in 2001, noninterest-bearing checking accounts and other core deposit categories increased substantially in 2001 reflecting the Company's success in growing customer accounts and balances and reflecting growth in mortgage escrow deposits associated with the record amount of mortgages originated in 2001. Deposit growth in 2001 was also partly due to sweep accounts moved onto the balance sheet.

Table 7 DEPOSITS

---------------------------------------------------------------------
(in millions)                                   December 31,
                                    -----------------------          %
                                        2001           2000    Change
---------------------------------------------------------------------

Noninterest-bearing                 $ 65,362       $ 55,096        19%
Interest-bearing checking              2,228          3,699       (40)
Market rate and other savings         89,251         66,859        33
Savings certificates                  25,454         31,056       (18)
                                    --------       --------
   Core deposits                     182,295        156,710        16
Other time deposits                      839          5,137       (84)
Deposits in foreign offices            4,132          7,712       (46)
                                    --------       --------
     Total deposits                 $187,266       $169,559        10%
                                    ========       ========       ===
----------------------------------------------------------------------

OFF-BALANCE SHEET TRANSACTIONS

OFF-BALANCE SHEET ARRANGEMENTS
The Company consolidates majority-owned subsidiaries that it controls. Other affiliates, including certain joint ventures, in which there is generally 20% ownership are accounted for by the equity method of accounting and not consolidated; those in which there is less than 20% ownership are generally carried at cost.

     The Company's mortgage operation, in the routine course of business, originates a portion of its mortgage loans through joint ventures. Such joint ventures are used as a means to generate loans that are funded by Wells Fargo Home Mortgage, Inc. or an affiliated entity and are subject to established underwriting criteria. The Company has also entered into joint ventures to provide title, escrow, appraisal and other real estate-related services. These joint ventures were formed to provide certain operational efficiencies due to scale and are managed by the Company's joint venture partner, an unrelated third party. The Company has also formed alliances with other unrelated third parties to gain economies of scale through other joint ventures in areas such as credit card processing and related activities. These joint ventures are accounted for under the equity method and the assets and liabilities of such ventures are not significant.

     The Company does not dispose of troubled loans or problem assets by means of unconsolidated special purpose entities.

     In the ordinary course of business, the Company routinely originates, securitizes and sells into the secondary market mortgage loans, and from time to time, other financial assets, including student loans, commercial mortgages and auto receivables. The Company also structures investment vehicles, typically in the form of collateralized debt obligations, which are sold to customers to meet their specialized investment needs. Typically, all securitizations are structured without recourse to the Company, without other financial commitments from the Company and without restrictions on the retained interests. At December 31, 2001, with respect to these securitizations, the Company had issued a total of $15.6 million in liquidity commitments in the form of demand notes and had committed to provide a total of $19.8 million in credit enhancements related to four of these securitizations. At December 31, 2001, the Company retained servicing rights and other beneficial interests from these sales of approximately $1.6 billion, consisting of $415 million in securities, $330 million of mortgage and other servicing assets and $825 million in other retained interests. Refer to Note 18 to Financial Statements for additional information regarding securitization activities.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS
Through the normal course of operations, the Company has entered into certain contractual obligations and other commitments. Such obligations generally relate to funding of operations through debt issuances as well as leases for premises and equipment. As a financial services provider, the Company routinely enters into commitments to extend credit, including loan commitments, standby letters of credit and financial guarantees. While contractual obligations represent future cash requirements of the Company, a significant portion of commitments to extend credit are likely to expire without being drawn upon. Such commitments are subject to the same credit policies and approval processes accorded to loans made by the Company. In the merchant banking business, the Company makes commitments to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund such commitments is generally dependent upon the venture capital investment cycle. This cycle, the period over which privately-held companies are funded by venture capitalists and ultimately taken public through an initial offering, can vary based on overall market conditions as well as the nature and type of industry in which the companies operate. It is anticipated that many private equity investments would become liquid or would become public before the balance of unfunded equity commitments is utilized. Other commitments include investments in low-income housing and other community development initiatives undertaken by the Company.

Table 8 summarizes significant contractual obligations and other commitments:

Table 8 CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

---------------------------------------------------------------------------------------
(in millions)                        Long-term           Operating
                                       debt (1)             leases                Total
---------------------------------------------------------------------------------------

2002                                   $10,115              $  383              $10,498
2003                                     6,904                 304                7,208
2004                                     3,915                 253                4,168
2005                                     4,273                 190                4,463
2006                                     3,359                 158                3,517
Thereafter                               7,529                 736                8,265
                                       -------              ------              -------
Total                                  $36,095              $2,024              $38,119
                                       =======              ======              =======

Other commitments:
    Commitments to extend credit                                                $99,652
    Standby letters of credit and financial guarantees (2)                        5,467
    Commercial and similar letters of credit                                        577
    Credit lines to mortgage joint ventures                                         410
    Securitization liquidity commitments and related credit enhancements             35
    Equity and other investments                                                  1,227

---------------------------------------------------------------------------------------

(1) Includes capital leases of $27 million
(2) Net of participations sold to other institutions of $736 million


The Company enters into derivative financial instruments as part of its interest rate risk management process, customer accommodation or other trading activities. See "Asset/Liability and Market Risk Management" herein and refer to Note 23 to Financial Statements for additional information regarding derivative financial instruments.

TRANSACTIONS WITH RELATED PARTIES
There are no related party transactions required to be disclosed in accordance with FASB Statement No. 57, RELATED PARTY DISCLOSURES. Loans to executive officers and directors of the Company and its banking subsidiaries were made in the ordinary course of business and were made on substantially the same terms as comparable transactions.

RISK MANAGEMENT

CREDIT RISK MANAGEMENT PROCESS
The Company's credit risk management is structured as an integrated process that stresses decentralized line of business group management and accountability, supported by the Chief Credit Officer's oversight, consistent credit policies, and frequent and comprehensive risk measurement and modeling. The process is also examined regularly by the Company's Chief Loan Examiner and Chief Auditor.

     Credit risk (including counterparty risk) is managed within the framework and guidance of comprehensive company-wide policies. Credit policies are in place for all banking and non-banking operations that have exposure to credit risk. These policies provide a consistent and prudent approach to credit risk management across the enterprise. They are routinely reviewed and modified as appropriate.

     The Chief Credit Officer provides company-wide credit oversight. Each business group with credit risks has a designated credit officer and retains the primary responsibility for managing that risk. The Chief Credit Officer delegates authority, limits, and requirements to the business units.

     All portfolios of credit risk are subject to periodic reviews, to ensure that the risk identification processes are functioning properly and that credit standards are being adhered to. Such reviews are conducted by the business units themselves and by the office of the Chief Credit Officer. In addition, all such portfolios are subject to the independent review of the Chief Loan Examiner and/or the Chief Auditor.

     Quarterly asset quality forecasts are completed to quantify each business group's intermediate-term outlook for loan losses and recoveries, non-performing loans and market trends. Periodic stress tests are conducted using a portfolio loss simulation model, which correlates the performance of the Company's various sub-portfolios to validate the adequacy of the overall allowance for loan losses.

     In addition, the Company routinely reviews and evaluates downside scenarios for risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits, or entire sub-portfolios. This evaluation includes assessments related to particular industries and specific macroeconomic trends.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
Table 9 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 9 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 10. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in Table 9. (Note 1 to Financial Statements describes the Company's accounting policy relating to nonaccrual and restructured loans.)

Table 9 NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

-----------------------------------------------------------------------------------------------------------------
(in millions)                                                                                         December 31,
                                                   --------------------------------------------------------------
                                                     2001          2000           1999          1998         1997
-----------------------------------------------------------------------------------------------------------------

Nonaccrual loans:
   Commercial (1)                                  $  827        $  739           $374          $302         $224
   Real estate 1-4 family first mortgage              203           127            144           138          177
   Other real estate mortgage (2)                     210           113            118           204          263
   Real estate construction                           145            57             11            23           32
   Consumer:
      Real estate 1-4 family junior lien mortgage      24            23             17            17           17
      Other revolving credit and monthly payment       59            36             27            41           18
                                                   ------        ------           ----          ----         ----
         Total consumer                                83            59             44            58           35
   Lease financing                                    163            92             24            13           12
   Foreign                                              9             7              9            17           --
                                                   ------        ------           ----          ----         ----
      Total nonaccrual loans (3)                    1,640         1,194            724           755          743
Restructured loans                                     --             1              4             1            9
                                                   ------        ------           ----          ----         ----
Nonaccrual and restructured loans                   1,640         1,195            728           756          752
As a percentage of total loans                        1.0%           .7%            .5%           .6%          .6%

Foreclosed assets                                     171           128            161           152          216
Real estate investments (4)                             2            27             33             1            4
                                                   ------        ------           ----          ----         ----

Total nonaccrual and restructured
   loans and other assets                          $1,813        $1,350           $922          $909         $972
                                                   ======        ======           ====          ====         ====
------------------------------------------------------------------------------------------------------------------

(1) Includes commercial agricultural loans of $68 million, $44 million, $49 million, $41 million and $32 million at December 31, 2001, 2000, 1999, 1998 and 1997, respectively.
(2) Includes agricultural loans secured by real estate of $43 million, $13 million, $17 million, $12 million and $18 million at December 31, 2001, 2000, 1999, 1998 and 1997, respectively.
(3) Of the total nonaccrual loans, $995 million, $761 million, $372 million, $389 million and $416 million at December 31, 2001, 2000, 1999, 1998 and 1997, respectively, were considered impaired under FAS 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN.
(4) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans. Real estate investments totaled $24 million, $56 million, $89 million, $128 million and $172 million at December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

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

    For loans covered under FAS 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the Company will estimate the amount of impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of estimating impairment using historical loss factors as a means of measurement, which approximates the discounted cash flow method.

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

     If interest that was due on the book balances of all nonaccrual and restructured loans (including loans that were but are no longer on nonaccrual or were restructured at year end) had been accrued under their original terms, $123 million of interest would have been recorded in 2001, compared with $29 million actually recorded.

     Foreclosed assets at December 31, 2001 were $171 million, compared with $128 million at December 31, 2000. Most of the foreclosed assets at December 31, 2001 have been in the portfolio three years or less.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Table 10 shows loans that are contractually past due 90 days or more as to interest or principal, but are not included in Table 9, Nonaccrual and Restructured Loans and Other Assets.

Table 10  LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                          December 31,
                                                          --------------------------------------------------------
                                                           2001        2000         1999         1998         1997
------------------------------------------------------------------------------------------------------------------

Commercial                                                 $ 60        $ 90         $ 27         $ 33         $ 37
Real estate 1-4 family first mortgage                       152          66           45           42           58
Other real estate mortgage                                   22          24           18           18           17
Real estate construction                                     47          12            4            6           14
Consumer:
    Real estate 1-4 family junior lien mortgage              56          27           36           65           75
    Credit card                                             117          96          105          145          165
    Other revolving credit and monthly payment              289         263          198          171          212
                                                           ----        ----         ----         ----         ----
      Total consumer                                        462         386          339          381          452
                                                           ----        ----         ----         ----         ----

    Total                                                  $743        $578         $433         $480         $578
                                                           ====        ====         ====         ====         ====
-------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to Financial Statements. At December 31, 2001, the allowance for loan losses was $3.76 billion, or 2.18% of total loans, compared with $3.72 billion, or 2.31%, at December 31, 2000 and $3.34 billion, or 2.51%, at December 31, 1999. The provision for loan losses totaled $1.78 billion in 2001, $1.33 billion in 2000 and $1.10 billion in 1999. Net charge-offs in 2001 were $1.78 billion, or 1.09% of average total loans, compared with $1.22 billion, or .84%, in 2000 and $1.12 billion, or .90%, in 1999. Loan loss recoveries were $421 million in 2001, compared with $428 million in 2000 and $473 million in 1999. Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

     The Company considers the allowance for loan losses of $3.76 billion adequate to cover losses inherent in loans, commitments to extend credit and standby and other letters of credit at December 31, 2001. The process for determining the adequacy for loan losses is critical to the financial results of the Company and requires subjective and complex judgement by management, as a result of the need to make estimates about the effect of matters that are inherently uncertain. Therefore, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizeable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the ongoing examination process by the Company and its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 to Financial Statements.

ASSET/LIABILITY AND MARKET RISK MANAGEMENT
Asset/liability management comprises the evaluation, monitoring, and management of the Company's interest rate risk, market risk and liquidity and funding. The Corporate Asset/Liability Management Committee (ALCO) maintains oversight of these risks. The Committee is comprised of senior financial and senior business executives. Each of the Company's principal business groups - Community Banking, Mortgage Banking and Wholesale Banking - have individual asset/liability management committees and processes that are linked to the Corporate ALCO process.

INTEREST RATE RISK
Interest rate risk, one of the more prominent risks in terms of potential earnings impact, is an inevitable part of being a financial intermediary. It can occur for any one or more of the following reasons: (a) assets and liabilities may mature or re-price at different times (for example, if assets re-price faster than liabilities and interest rates are generally falling, Company earnings will initially decline); (b) assets and liabilities may re-price at the same time but by different amounts (when the general level of interest rates is falling, the Company may choose for customer management, competitive, or other reasons to reduce the rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates); (c) short-term and long-term market interest rates may change by different amounts (i.e. the shape of the yield curve may impact new loan yields and funding costs differently); or (d) the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, mortgage-backed securities held in the securities available for sale portfolio may prepay significantly earlier than anticipated - with an associated reduction in portfolio yield and income - if long-term mortgage interest rates decline sharply). In addition to the direct impact of interest rate changes on net interest income through these channels, interest rates indirectly impact earnings through their effect on loan demand, credit losses, mortgage origination fees, the value of mortgage servicing rights and other sources of Company earnings. The principal tool used to evaluate Company interest rate risk is a simulation of net income under various economic and interest rate scenarios. Table 11 depicts the Company's estimated net income at risk at December 31, 2001, expressed as the variance from the Company's base net income forecast.

Table 11  ESTIMATED NET INCOME AT RISK

--------------------------------------------------------------------------------
                                             % increase (decrease) in net income
                                                  for the year ended December 31,
                                             -----------------------------------
                                                 2002                       2003
--------------------------------------------------------------------------------

Short-term interest rates increase
   200 basis points by end of 2002;
   400 basis points by end of 2003               (4.4)%                     (5.3)%

Short-term interest rates decline
   100 basis points by end of 2002,
   then remain flat in 2003                        --(1)                      --(1)
--------------------------------------------------------------------------------

(1) Less than 1%.

     These estimates are highly assumption-dependent, will change regularly as the Company's asset-liability structure and business evolves from one period to the next, will vary as different interest rate scenarios are used and are measured relative to a base net income scenario that may change. At December 31, 2001, the principal sources of risk from much higher interest rates were the modeled slowdown in mortgage origination activity and the flatter yield curve assumed in that higher interest rate scenario. The principal sources of risk in the lower rate scenario were assumed slower loan demand and assumed higher credit losses. (Any provision for impairment for mortgage servicing rights is assumed to be offset by higher mortgage origination fees and non-mortgage sources of earnings - see "Mortgage Banking Interest Rate Risk" below and Note 19 to Financial Statements for analysis of mortgage company earnings sensitivities to key interest rate risk model assumptions.) As indicated in Table 11, the Company's modeling indicates these risks would largely be offset by additional earnings from other sources in each rate scenario.

     The Company uses exchange-traded and over-the-counter interest rate derivatives to hedge its interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair values of these derivatives as of December 31, 2001 and 2000 are indicated in Note 23 to Financial Statements. Derivatives are used for asset/liability management in three ways: (a) most of the Company's long-term fixed-rate debt is converted to floating-rate payments by entering into received-fixed swaps at issuance, (b) the cash flows from selected asset and/or liability instruments/portfolios are converted from fixed to floating payments or vice versa, and (c) the Mortgage Company actively uses swaptions, futures, forwards and rate options to hedge the Company's mortgage pipeline, funded mortgage loans, and mortgage servicing rights asset.

MORTGAGE BANKING INTEREST RATE RISK
The home mortgage industry is subject to complex risks. Because Wells Fargo Home Mortgage Company sells or securitizes most of the mortgage loans it originates, credit risk is contained. Changes in interest rates, however, may have a potentially large impact on Mortgage Banking earnings. In general, high or rising interest rates may reduce mortgage loan demand and hence origination and servicing fees, but may also lead to reduced servicing prepayments and hence reduced amortization costs. Conversely, low or declining interest rates may lead to increased origination and servicing fees, but would likely increase servicing portfolio prepayments and, therefore, accelerate servicing amortization costs. If large enough, declining mortgage rates and any associated increase in refinancings may also require provisions for impairment of mortgage servicing rights. These provisions may be offset by higher future origination fees but the amount of provision and higher fees may not be exactly equal; the provision is charged to net income immediately whereas the higher fees would occur over time, and the size of any provision could be material to earnings in any one quarter even if there are offsetting other sources of earnings over a full twelve month period. Wells Fargo dynamically manages both the risk to net income over time from all sources as well as the risk to an immediate reduction in the fair value of its mortgage servicing rights. The process for the valuation of mortgage servicing rights is critical to the financial results of the Company and requires subjective and complex judgement by management as a result of the need to make estimates about the effect of matters that are inherently uncertain. Both mortgage loans held on the Company's balance sheet and off-balance sheet derivative instruments are used to maintain these risks within parameters established by Corporate ALCO.

MARKET RISK - TRADING ACTIVITIES
The Company incurs interest rate risk, foreign exchange risk and commodity price risk in several trading businesses managed under limits set by Corporate ALCO. The purpose of this business is to accommodate customers in the management of their market price risks. All securities, loans, foreign exchange transactions, commodity transactions and derivatives transacted with customers or used to hedge capital market transactions done with customers are carried at fair value. Counterparty risk limits are established and monitored by the Institutional Risk Committee. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives as of December 31, 2001 and 2000 are indicated in Note 23 to Financial Statements. Open, "at risk" positions for all trading business are monitored by Corporate ALCO. During the 90 day period ending December 31, 2001 the maximum daily "value at risk", the worst expected loss over a given time interval within a given confidence range (99%), for all trading positions did not exceed $25 million.

MARKET RISK - EQUITY MARKETS
Equity markets impact the Company in both direct and indirect ways. The Company makes and manages direct equity investments in start up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. The Company also invests in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by the Company's management and its Board of Directors. Business developments, key risks and historical returns for the private equity investments are reviewed with the Board at least annually. Management reviews these investments at least quarterly and assesses for possible other-than-temporary impairment. Other-than-temporary impairment is subject to considerable judgment and analysis. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment's cash flows and capital needs, the viability of its business model and the Company's exit strategy. At December 31, 2001, the private equity investments were carried on the Company's balance sheet at a total of $1.7 billion, compared with $2.0 billion at December 31, 2000. Most of the decline was due to the $330 million in other-than-temporary impairment recognized during second quarter 2001; new investments made during 2001 were very selective and in the aggregate immaterial.

     The Company also has marketable equity securities in its available for sale investment portfolio, including shares distributed from the Company's venture capital activities. These investments are managed within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and, in addition, other- than-temporary impairment may be periodically recorded. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. The Company considers such factors as the length of time and the extent to which the market value has been less than cost; the financial condition, capital strength, and near-term prospects of the issuer; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, the Company's investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. The decline in cost of the portfolio during 2001 of $1.64 billion was largely due to the second quarter impairment writedown and dispositions. At December 31, 2001, the fair value of the marketable equity securities held as available for sale was $991 million, exceeding cost by $176 million.

     Changes in equity market prices may also indirectly impact the Company's net income by impacting the value of third party assets under management and hence fee income, by impacting particular borrowers whose ability to repay principal and/or interest may be impacted by the stock market, or by impacting other business activities. These indirect risks are monitored and managed as part of the operations of each business line.

LIQUIDITY AND FUNDING
The objective of effective liquidity management is to ensure that the Company can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions as well as under unforeseen and unpredictable circumstances of industry or market stress. To achieve this objective, Corporate ALCO establishes and monitors liquidity guidelines requiring sufficient asset based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. The Company sets liquidity management guidelines for both the consolidated balance sheet as well as for the Parent Company specifically to ensure that the Parent Company is a source of strength for its regulated, deposit taking banking subsidiaries.

     In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the debt securities in the securities available for sale portfolio which is comprised of marketable securities. The weighted average expected remaining maturity of the debt securities within this portfolio was 5 years and 10 months at December 31, 2001. Of the $38.7 billion of debt securities in this portfolio at December 31, 2001, $5.4 billion, or 14%, is expected to mature or be prepaid in 2002 and an additional $3.9 billion, or 10%, is expected to mature or be prepaid in 2003. Asset liquidity is further enhanced by the Company's ability to sell loans in secondary markets through whole-loan sales and securitizations. In 2001, the Company sold residential mortgage loans of approximately $139 billion and securitized residential mortgage loans, commercial mortgage loans, student loans and auto receivables of approximately $19 billion. The amount of such assets, as well as home equity loans and certain commercial loans, available to be securitized totaled approximately $35 billion at December 31, 2001.

     Core customer deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 68.3% and 68.2% of its average total assets in 2001 and 2000, respectively.

     The remaining funding of average total assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $33.9 billion and $28.2 billion in 2001 and 2000, respectively. Long-term debt averaged $34.5 billion and $29.0 billion in 2001 and 2000, respectively. Trust preferred securities averaged $1.4 billion and $.9 billion in 2001 and 2000, respectively.

     Liquidity for the Company is also available through the Company's ability to raise funds in a variety of domestic and international money and capital markets. The Company accesses the capital markets for long-term funding through the issuance of registered debt, private placements and asset-based secured funding. Approximately $50 billion of the Company's debt is rated by Fitch, Inc. and Moody's Investors Service as "AA" or equivalent, which is among the highest ratings given to a company in the financial services sector. The rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, level and quality of earnings and other tools. Material changes in these factors could result in a different debt rating.

     During 2001, the Parent issued $3.75 billion in senior debt and $750 million in subordinated notes under registration statements filed in 2000 and 1999. The remaining issuance authority at December 31, 2001 was $6.05 billion under the 2000 registration statement. Proceeds from the issuance in 2001 of the debt securities were, and with respect to any such securities issued in the future are expected to be used for general corporate purposes. The Parent issues commercial paper and has two back-up credit facilities amounting to $2 billion.

     In February 2001, Wells Fargo Financial, Inc. (WFFI) filed a shelf registration statement with the SEC, under which WFFI may issue up to $4 billion in senior or subordinated debt securities. In 2001, WFFI issued a total of $2.25 billion in senior notes. As of December 31, 2001, the remaining issuance authority under that registration statement and the WFFI shelf registration statements filed in 2000 and 1999 was $3.70 billion. In October 2001, a subsidiary of WFFI filed a shelf registration statement with the Canadian provincial securities authorities for the issuance of up to $1.5 billion (Canadian) in debt securities. In October 2001, the subsidiary issued $200 million (Canadian) in debt securities.

     In February 2001, Wells Fargo Bank, N.A. established a $20 billion bank note program under which it may issue up to $10 billion in short-term senior notes outstanding at any time and up to an aggregate of $10 billion in long-term senior and subordinated notes. Securities are issued under this program as private placements in accordance with OCC regulations. Wells Fargo Bank, N.A. began issuing under the short-term portion of the program in July 2001 and issued $2.3 billion under the long-term portion in 2001. During 2001, Wells Fargo Bank, N.A. called $750 million of subordinated notes. As of December 31, 2001, the remaining issuance authority under the long-term portion was $8.4 billion.

     In August 2001, the Company filed a registration statement with the SEC to register an aggregate of $1.5 billion in the Company's debt and equity securities, and preferred and common securities to be issued by one or more trusts that are directly or indirectly owned by the Company and consolidated in the financial statements. Following effectiveness of the registration statement in August 2001, Wells Fargo Capital IV, a business trust established by the Company for the purpose of issuing trust preferred securities pursuant to the registration statement, issued $1.3 billion in trust preferred securities to the public. In December 2001, Wells Fargo Capital V, a business trust identical to Wells Fargo Capital IV, issued the remaining $200 million in trust preferred securities to the public. Both offerings were pursuant to the August 2001 registration statement.

     In late February 2002, the Company filed a universal shelf registration statement to register an aggregate of $10.0 billion in the Company's debt and equity securities, and certain other securities, including preferred and common securities to be issued by one or more trusts that are directly or indirectly owned by the Company and consolidated in the financial statements.

CAPITAL MANAGEMENT
The Company has an active program for managing stockholder capital. The objective of effective capital management is to produce above market long term returns by opportunistically utilizing capital when returns are perceived to be high and issuing/accumulating capital when the costs of doing so is perceived to be low.

     Uses of capital include investments for organic growth, acquisitions of banks and non-bank companies, dividends and share repurchases. During 2001, the Company's consolidated assets increased $35 billion, or 13%. Capital used for acquisitions in 2001 totaled $803 million. During 2001, the Board of Directors authorized the repurchase of up to 85 million additional shares of the Company's outstanding common stock. At December 31, 2001 total remaining common stock repurchase authority was approximately 50 million shares. Effective July 1, 2001, FAS 141 eliminated pooling-of-interests accounting for business combinations. Prior to this date, purchases of the Company's common stock for unspecified purposes could have precluded pooling-of-interests method of accounting treatment for acquisitions. On July 24, 2001, in response to FAS 141, the Board of Directors authorized the repurchase of shares of the Company's outstanding common stock for general corporate purposes including capital management. Total common stock dividend payments in 2001 were $1.7 billion. In July 2001, the Board of Directors approved an increase in the Company's quarterly common stock dividend to 26 cents per share from 24 cents per share, representing an 8% increase in the quarterly dividend rate.

     Sources of capital include retained earnings, common stock issuance and issuance of subordinated debt and preferred stock. In 2001, total net income was $3.4 billion and retained earnings were $16.0 billion after payment of $1.7 billion in common stock dividends. Total common stock issued in 2001 under various employee benefit and director plans and under the Company's dividend reinvestment program amounted to 21 million shares. At the annual meeting of stockholders held on April 24, 2001, the stockholders of the Company approved an increase in the number of shares of common stock authorized for issuance from 4 billion to 6 billion shares. Issuance of subordinated debt amounted to $750 million, and two placements of trust preferred securities amounting to $1.5 billion were completed late in 2001. On October 1, 2001, the Company called all of the Adjustable-Rate Noncumulative Preferred Stock, Series H. The redemption was completed at $50 per share plus accrued and unpaid dividends in accordance with its terms.

     The Company has a capital expenditure program to accommodate future growth and current business needs. Capital expenditures for 2002 are estimated to be approximately $575 million for equipment for stores, relocation and remodeling of Company facilities, routine replacement of furniture and equipment, and servers and other networking equipment related to expansion of the Company's internet services business. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

     The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. Risk-based capital
(RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2001, the Company and each of the covered subsidiary banks were "well capitalized" under regulatory standards. (See Note 22 to Financial Statements for additional information.)

COMPARISON OF 2000 TO 1999
Net income in 2000 was $4.03 billion, which included a loss of $220 million (after tax) for First Security for the first three quarters of 2000 and First Security related integration and conversion costs of $110 million (after tax) in the fourth quarter, compared with $4.01 billion in 1999. Diluted earnings per common share were $2.33, compared with $2.29 in 1999, an increase of 2%.

  Return on average assets (ROA) was 1.61% and return on average common equity
(ROE) was 16.31% in 2000, compared with 1.78% and 17.55%, respectively, in 1999.

  Net interest income on a taxable-equivalent basis was $10.93 billion in 2000, compared with $10.19 billion in 1999. The Company's net interest margin was 5.35% for 2000, compared with 5.47% in 1999. The decrease was mostly due to the impact of funding strong loan growth with higher costing short- and long-term borrowings, partially offset by improved yields within the investment securities portfolio from the restructuring that occurred during the fourth quarter of 1999 and the first nine months of 2000.

  Noninterest income increased to $8.84 billion in 2000 from $7.98 billion in 1999, an increase of 11%, largely due to higher net venture capital gains, increased trust and investment fees and service charges on deposit accounts, primarily offset by net losses on sales of securities incurred in restructuring the Company's securities available for sale portfolio and net losses on sales of loans and securitizations associated with First Security prior to the FSCO Merger.

  Noninterest expense totaled $11.83 billion in 2000, compared with $10.64 billion in 1999, an increase of 11%. The increase was primarily due to integration and conversion costs related to the WFC Merger, the FSCO Merger and other acquisitions.

  The provision for loan losses was $1.33 billion in 2000, compared with $1.10 billion in 1999. During 2000, net charge-offs were $1.22 billion, or .84% of average total loans, compared with $1.12 billion, or .90%, during 1999. The allowance for loan losses was $3.72 billion, or 2.31% of total loans, at December 31, 2000, compared with $3.34 billion, or 2.51%, at December 31, 1999.

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

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period annual and quarterly prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 98,598 as of January 31, 2002.


--------------------------------------------------------------------------------

                   1999    2000    2001
                 ----------------------
High             $49.94  $56.38  $54.81
Low               32.13   31.00   38.25
End of period     40.44   55.69   43.47

                                           2000                             2001
                 ------------------------------   ------------------------------
                     1Q      2Q      3Q      4Q       1Q      2Q      3Q      4Q
                 ------------------------------   ------------------------------
High             $43.75  $47.75  $47.13  $56.38   $54.81  $50.16  $48.30  $45.14
Low               31.00   37.31   38.73   39.63    42.55   42.65   40.50   38.25
End of period     40.75   38.75   45.94   55.69    49.47   46.43   44.45   43.47

--------------------------------------------------------------------------------


                                      WELLS FARGO & COMPANY AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                             --------------------------------------
(in millions, except per share amounts)                                           2001          2000           1999
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Securities available for sale                                                 $  2,544      $  2,671       $  2,533
Mortgages held for sale                                                          1,595           849            951
Loans held for sale                                                                317           418            377
Loans                                                                           14,461        14,446         11,823
Other interest income                                                              284           341            250
                                                                              --------      --------       --------
      Total interest income                                                     19,201        18,725         15,934
                                                                              --------      --------       --------

INTEREST EXPENSE
Deposits                                                                         3,553         4,089          3,166
Short-term borrowings                                                            1,273         1,758          1,127
Long-term debt                                                                   1,826         1,939          1,452
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                          89            74             73
                                                                              --------      --------       --------
      Total interest expense                                                     6,741         7,860          5,818
                                                                              --------      --------       --------

NET INTEREST INCOME                                                             12,460        10,865         10,116
Provision for loan losses                                                        1,780         1,329          1,104
                                                                              --------      --------       --------
Net interest income after provision for loan losses                             10,680         9,536          9,012
                                                                              --------      --------       --------

NONINTEREST INCOME
Service charges on deposit accounts                                              1,876         1,704          1,580
Trust and investment fees                                                        1,710         1,624          1,366
Credit card fees                                                                   796           721            694
Other fees                                                                       1,244         1,113            970
Mortgage banking                                                                 1,671         1,444          1,407
Insurance                                                                          745           411            395
Net venture capital (losses) gains                                              (1,630)        1,943          1,008
Net gains (losses) on securities available for sale                                463          (722)          (228)
Other                                                                              815           605            783
                                                                              --------      --------       --------
      Total noninterest income                                                   7,690         8,843          7,975
                                                                              --------      --------       --------

NONINTEREST EXPENSE
Salaries                                                                         4,027         3,652          3,307
Incentive compensation                                                           1,195           846            643
Employee benefits                                                                  960           989            901
Equipment                                                                          909           948            928
Net occupancy                                                                      975           953            813
Goodwill                                                                           610           530            459
Core deposit intangible                                                            165           186            206
Net gains on dispositions of premises and equipment                                (21)          (58)           (16)
Other                                                                            4,071         3,784          3,396
                                                                              --------      --------       --------
      Total noninterest expense                                                 12,891        11,830         10,637
                                                                              --------      --------       --------

INCOME BEFORE INCOME TAX EXPENSE                                                 5,479         6,549          6,350
Income tax expense                                                               2,056         2,523          2,338
                                                                              --------      --------       --------

NET INCOME                                                                    $  3,423      $  4,026       $  4,012
                                                                              ========      ========       ========

NET INCOME APPLICABLE TO COMMON STOCK                                         $  3,409      $  4,009       $  3,977
                                                                              ========      ========       ========

EARNINGS PER COMMON SHARE                                                     $   1.99      $   2.36       $   2.32
                                                                              ========      ========       ========

DILUTED EARNINGS PER COMMON SHARE                                             $   1.97      $   2.33       $   2.29
                                                                              ========      ========       ========

DIVIDENDS DECLARED PER COMMON SHARE                                           $   1.00      $    .90       $   .785
                                                                              ========      ========       ========

Average common shares outstanding                                              1,709.5       1,699.5        1,714.0
                                                                              ========      ========       ========

Diluted average common shares outstanding                                      1,726.9       1,718.4        1,735.4
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

                                      WELLS FARGO & COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEET


------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                               -----------------------------------
(in millions, except shares)                                                        2001                      2000
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $ 16,968                  $ 16,978
Federal funds sold and securities purchased
   under resale agreements                                                         2,530                     1,598
Securities available for sale                                                     40,308                    38,655
Mortgages held for sale                                                           30,405                    11,812
Loans held for sale                                                                4,745                     4,539

Loans                                                                            172,499                   161,124
Allowance for loan losses                                                          3,761                     3,719
                                                                                --------                  --------
      Net loans                                                                  168,738                   157,405
                                                                                --------                  --------

Mortgage servicing rights                                                          6,241                     5,609
Premises and equipment, net                                                        3,549                     3,415
Core deposit intangible                                                            1,013                     1,183
Goodwill                                                                           9,527                     9,303
Interest receivable and other assets                                              23,545                    21,929
                                                                                --------                  --------

      Total assets                                                              $307,569                  $272,426
                                                                                ========                  ========

LIABILITIES
Noninterest-bearing deposits                                                    $ 65,362                  $ 55,096
Interest-bearing deposits                                                        121,904                   114,463
                                                                                --------                  --------
      Total deposits                                                             187,266                   169,559
Short-term borrowings                                                             37,782                    28,989
Accrued expenses and other liabilities                                            16,777                    14,409
Long-term debt                                                                    36,095                    32,046
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                         2,435                       935

STOCKHOLDERS' EQUITY
Preferred stock                                                                      218                       385
Unearned ESOP shares                                                                (154)                     (118)
                                                                                --------                  --------
      Total preferred stock                                                           64                       267
Common stock - $1 2/3 par value, authorized
   6,000,000,000 shares; issued 1,736,381,025 shares
    and 1,736,381,025 shares                                                       2,894                     2,894
Additional paid-in capital                                                         9,436                     9,337
Retained earnings                                                                 16,005                    14,541
Cumulative other comprehensive income                                                752                       524
Treasury stock - 40,886,028 shares and 21,735,182 shares                          (1,937)                   (1,075)
                                                                                --------                  --------

      Total stockholders' equity                                                  27,214                    26,488
                                                                                --------                  --------

      Total liabilities and stockholders' equity                                $307,569                  $272,426
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

WELLS FARGO & COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

--------------------------------------------------------------------------------------------------------------------------
(in millions, except shares)                                                        Unearned          Additional
                                                              Number of  Preferred      ESOP  Common     paid-in  Retained
                                                                 shares      stock    shares   stock     capital  earnings
--------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                                                    $ 547     $(84)  $2,882      $8,981   $10,256
Comprehensive income                                                         -----     -----  ------      ------   -------
   Net income-1999                                                                                                   4,012
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized gains on securities
       available for sale, net of
       reclassification of $136 million of
       net losses included in net income
Total comprehensive income
Common stock issued                                          21,793,709                            1         119      (269)
Common stock issued for acquisitions                         11,059,131                           11         113         2
Common stock repurchased                                     48,974,800
Preferred stock redeemed                                                      (191)
Preferred stock issued to ESOP                                                  75       (80)                  5
Preferred stock released to ESOP                                                          91                  (5)
Preferred stock (86,358) converted
   to common shares                                           2,200,716        (87)
Preferred stock dividends                                                                                              (35)
Common stock dividends                                                                                              (1,401)
Cash payments received on
   notes receivable from ESOP
Change in Rabbi trust assets (classified as treasury stock)
                                                                             -----     -----  ------      ------   -------
Net change                                                                    (203)       11      12         232     2,309
                                                                             -----     -----  ------      ------   -------

BALANCE DECEMBER 31, 1999                                                      344       (73)  2,894       9,213    12,565
Comprehensive income                                                         -----     -----  ------      ------   -------
   Net income-2000                                                                                                   4,026
   Other comprehensive income, net of tax:
     Translation adjustments
     Net unrealized losses on securities
       available for sale, net of
       reclassification of $90 million of
       net gains included in net income
Total comprehensive income
Common stock issued                                          17,614,859                            1         295      (458)
Common stock issued for acquisitions                         75,554,229                                     (185)       (6)
Common stock repurchased                                     78,573,812                           (1)        (42)
Stock appreciation rights                                                                                     48
Preferred stock repurchased                                                     (1)
Preferred stock issued to ESOP                                                 170      (181)                 11
Preferred stock released to ESOP                                                         136                  (8)
Preferred stock (122,288) converted
   to common shares                                           3,036,660       (128)                            5
Preferred stock dividends                                                                                              (17)
Common stock dividends                                                                                              (1,569)
Cash payments received on
   notes receivable from ESOP
Change in Rabbi trust assets (classified as treasury stock)
                                                                             -----     -----  ------      ------   -------
Net change                                                                      41       (45)     --         124     1,976
                                                                             -----     -----  ------      ------   -------

BALANCE DECEMBER 31, 2000                                                      385      (118)  2,894       9,337    14,541
COMPREHENSIVE INCOME                                                         -----     -----  ------      ------   -------
   NET INCOME - 2001                                                                                                 3,423
   OTHER COMPREHENSIVE INCOME, NET OF TAX:
     TRANSLATION ADJUSTMENTS
     MINIMUM PENSION LIABILITY ADJUSTMENT
     NET UNREALIZED GAINS ON SECURITIES
       AVAILABLE FOR SALE, NET OF RECLASSIFICATION
       OF $373 MILLION OF NET LOSSES INCLUDED
       IN NET INCOME
     CUMULATIVE EFFECT OF THE CHANGE IN
       ACCOUNTING PRINCIPLE FOR DERIVATIVES
       AND HEDGING ACTIVITIES
     NET UNREALIZED GAINS ON DERIVATIVES AND
       HEDGING ACTIVITIES, NET OF RECLASSIFICATION
       OF $76 MILLION OF NET LOSSES ON CASH FLOW
       HEDGES INCLUDED IN NET INCOME
TOTAL COMPREHENSIVE INCOME
COMMON STOCK ISSUED                                          16,472,042                                       92      (236)
COMMON STOCK ISSUED FOR ACQUISITIONS                            428,343                                        1         1
COMMON STOCK REPURCHASED                                     39,474,053
PREFERRED STOCK (192,000) ISSUED TO ESOP                                       192      (207)                 15
PREFERRED STOCK RELEASED TO ESOP                                                         171                 (12)
PREFERRED STOCK (158,517) CONVERTED
   TO COMMON SHARES                                           3,422,822       (159)                            3
PREFERRED STOCK REDEEMED                                                      (200)
PREFERRED STOCK DIVIDENDS                                                                                              (14)
COMMON STOCK DIVIDENDS                                                                                              (1,710)
CHANGE IN RABBI TRUST ASSETS (CLASSIFIED AS TREASURY STOCK)
                                                                             -----     -----  ------      ------   -------
NET CHANGE                                                                    (167)      (36)     --          99     1,464
                                                                             -----     -----  ------      ------   -------

BALANCE DECEMBER 31, 2001                                                    $ 218     $(154) $2,894      $9,436   $16,005
                                                                             =====     =====  ======      ======   =======
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                         Notes               Cumulative         Total
                                                                    receivable                    other         stock-
                                                                          from  Treasury  comprehensive       holders'
(in millions, except shares)                                              ESOP     stock         income        equity
---------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                                                  $(3)  $ (740)          $ 493       $22,332
                                                                           ---   -------          -----       -------
Comprehensive income
   Net income-1999                                                                                              4,012
   Other comprehensive income, net of tax:
     Translation adjustments                                                                          4             4
     Net unrealized gains on securities
       available for sale, net of
       reclassification of $136 million of
       net losses included in net income                                                            263           263
                                                                                                              -------
Total comprehensive income                                                                                      4,279
Common stock issued                                                                  781                          632
Common stock issued for acquisitions                                                 200                          326
Common stock repurchased                                                          (2,141)                      (2,141)
Preferred stock redeemed                                                                                         (191)
Preferred stock issued to ESOP                                                                                     --
Preferred stock released to ESOP                                                                                   86
Preferred stock (86,358) converted
   to common shares                                                                   87                           --
Preferred stock dividends                                                                                         (35)
Common stock dividends                                                                                         (1,401)
Cash payments received on notes
   receivable from ESOP                                                      2                                      2
Change in Rabbi trust assets (classified as treasury stock)                          (18)                         (18)
                                                                           ---   -------          -----       -------
Net change                                                                   2    (1,091)           267         1,539
                                                                           ---   -------          -----       -------

BALANCE DECEMBER 31, 1999                                                   (1)   (1,831)           760        23,871
Comprehensive income                                                       ---   -------          -----       -------
   Net income-2000                                                                                              4,026
   Other comprehensive income, net of tax:
     Translation adjustments                                                                         (2)           (2)
     Net unrealized losses on securities
       available for sale, net of
       reclassification of $90 million of
       net gains included in net income                                                            (234)         (234)
                                                                                                              -------
Total comprehensive income                                                                                      3,790
Common stock issued                                                                  716                          554
Common stock issued for acquisitions                                               3,128                        2,937
Common stock repurchased                                                          (3,195)                      (3,238)
Stock appreciation rights                                                                                          48
Preferred stock repurchased                                                                                        (1)
Preferred stock issued to ESOP                                                                                     --
Preferred stock released to ESOP                                                                                  128
Preferred stock (122,288) converted
   to common shares                                                                  123                           --
Preferred stock dividends                                                                                         (17)
Common stock dividends                                                                                         (1,569)
Cash payments received on
   notes receivable from ESOP                                                1                                      1
Change in Rabbi trust assets (classified as treasury stock)                          (16)                         (16)
                                                                           ---   -------          -----       -------
Net change                                                                   1       756           (236)        2,617
                                                                           ---   -------          -----       -------
BALANCE DECEMBER 31, 2000                                                   --    (1,075)           524        26,488
                                                                           ---   -------          -----       -------
COMPREHENSIVE INCOME
   NET INCOME - 2001                                                                                            3,423
   OTHER COMPREHENSIVE INCOME, NET OF TAX:
     TRANSLATION ADJUSTMENTS                                                                         (3)           (3)
     MINIMUM PENSION LIABILITY ADJUSTMENT                                                           (42)          (42)
     NET UNREALIZED GAINS ON SECURITIES
       AVAILABLE FOR SALE, NET OF RECLASSIFICATION
       OF $373 MILLION OF NET LOSSES INCLUDED
       IN NET INCOME                                                                                 10            10
     CUMULATIVE EFFECT OF THE CHANGE IN
       ACCOUNTING PRINCIPLE FOR DERIVATIVES
       AND HEDGING ACTIVITIES                                                                        71            71
     NET UNREALIZED GAINS ON DERIVATIVES AND
       HEDGING ACTIVITIES, NET OF RECLASSIFICATION
       OF $76 MILLION OF NET LOSSES ON CASH FLOW
       HEDGES INCLUDED IN NET INCOME                                                                192           192
                                                                                                              -------
TOTAL COMPREHENSIVE INCOME                                                                                      3,651
COMMON STOCK ISSUED                                                                  738                          594
COMMON STOCK ISSUED FOR ACQUISITIONS                                                  20                           22
COMMON STOCK REPURCHASED                                                          (1,760)                      (1,760)
PREFERRED STOCK (192,000) ISSUED TO ESOP                                                                           --
PREFERRED STOCK RELEASED TO ESOP                                                                                  159
PREFERRED STOCK (158,517) CONVERTED
   TO COMMON SHARES                                                                  156                           --
PREFERRED STOCK REDEEMED                                                                                         (200)
PREFERRED STOCK DIVIDENDS                                                                                         (14)
COMMON STOCK DIVIDENDS                                                                                         (1,710)
CHANGE IN RABBI TRUST ASSETS (CLASSIFIED AS TREASURY STOCK)                          (16)                         (16)
                                                                           ---   -------          -----       -------
NET CHANGE                                                                  --      (862)           228           726
                                                                           ---   -------          -----       -------
BALANCE DECEMBER 31, 2001                                                  $--   $(1,937)         $ 752       $27,214
                                                                           ===   =======          =====       =======
---------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

                                      WELLS FARGO & COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Year ended December 31,
                                                                                           --------------------------------------
(in millions)                                                                                  2001           2000           1999
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                              $   3,423        $ 4,026       $  4,012
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
    Provision for loan losses                                                                 1,780          1,329          1,104
    Depreciation and amortization                                                             2,961          1,790          1,971
    Net (gains) losses on securities available for sale                                        (597)           722            228
    Net venture capital losses (gains)                                                        1,630         (1,943)        (1,008)
    Net gains on mortgage loan origination/sales activities                                    (705)           (38)          (117)
    Net (gains) losses on sales of loans                                                        (35)           134            (68)
    Net gains on dispositions of premises and equipment                                         (21)           (58)           (16)
    Net gains on dispositions of operations                                                    (122)           (23)          (107)
    Release of preferred shares to ESOP                                                         159            128             86
    Net increase in trading assets                                                           (1,219)        (1,087)          (462)
    Deferred income tax (benefit) expense                                                      (589)           873          1,611
    Net decrease (increase) in accrued interest receivable                                      232           (230)          (113)
    Net (decrease) increase in accrued interest payable                                        (269)           290            (36)
    Originations of mortgages held for sale                                                (179,475)       (62,095)       (94,988)
    Proceeds from sales of mortgages held for sale                                          157,884         62,873        105,159
    Net increase in loans held for sale                                                        (206)        (1,498)          (874)
    Other assets, net                                                                          (349)        (2,060)        (1,428)
    Other accrued expenses and liabilities, net                                               4,292          2,436          1,321
                                                                                          ---------        -------       --------
Net cash (used) provided by operating activities                                            (11,226)         5,569         16,275
                                                                                          ---------        -------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Securities available for sale:
     Proceeds from sales                                                                     19,586         23,624         15,150
     Proceeds from prepayments and maturities                                                 6,730          6,247          8,757
     Purchases                                                                              (29,053)       (19,770)       (29,917)
   Net cash (paid for) acquired from acquisitions                                              (459)           469            (69)
   Net decrease (increase) in banking subsidiaries' loans
     resulting from originations and collections                                            (11,596)       (36,076)       (11,494)
   Proceeds from sales (including participations) of banking subsidiaries' loans              2,305         11,898          3,986
   Purchases (including participations) of banking subsidiaries' loans                       (1,104)          (409)        (1,246)
   Principal collected on nonbank subsidiaries' loans                                         9,964          8,305          4,844
   Nonbank subsidiaries' loans originated                                                   (11,651)        (9,300)        (9,002)
   Proceeds from (paid for) dispositions of operations                                        1,191             13           (731)
   Proceeds from sales of foreclosed assets                                                     279            255            234
   Net (increase) decrease in federal funds sold and securities
     purchased under resale agreements                                                         (932)           124             25
   Net increase in mortgage servicing rights                                                 (3,405)        (1,460)        (2,094)
   Other, net                                                                                   512         (4,688)        (2,366)
                                                                                          ---------        -------       --------
Net cash used by investing activities                                                       (17,633)       (20,768)       (23,923)
                                                                                          ---------        -------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                                       17,707         20,745         (4,868)
   Net increase (decrease) in short-term borrowings                                           8,793         (3,511)        11,912
   Proceeds from issuance of long-term debt                                                  14,658         15,544         13,325
   Repayment of long-term debt                                                              (10,625)        (9,849)        (8,981)
   Proceeds from issuance of guaranteed preferred beneficial interests
     in Company's subordinated debentures                                                     1,500             --             --
   Proceeds from issuance of common stock                                                       484            422            528
   Redemption of preferred stock                                                               (200)            --           (191)
   Repurchase of common stock                                                                (1,760)        (3,238)        (2,141)
   Payment of cash dividends on preferred and common stock                                   (1,724)        (1,586)        (1,436)
   Other, net                                                                                    16           (468)           (34)
                                                                                          ---------        -------       --------
Net cash provided by financing activities                                                    28,849         18,059          8,114
                                                                                          ---------        -------       --------
   NET CHANGE IN CASH AND DUE FROM BANKS                                                        (10)         2,860            466
Cash and due from banks at beginning of year                                                 16,978         14,118         13,652
                                                                                          ---------        -------       --------
CASH AND DUE FROM BANKS AT END OF YEAR                                                    $  16,968        $16,978       $ 14,118
                                                                                          =========        =======       ========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                             $   6,472        $ 8,150       $  5,855
     Income taxes                                                                         $   2,552        $   817       $  1,022
   Noncash investing and financing activities:
     Transfers from mortgages held for sale to loans                                      $   1,230        $   129       $     67
     Transfers from loans held for sale to loans                                          $      --        $ 1,388       $  1,221
     Transfers from loans to foreclosed assets                                            $     325        $   189       $    220
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company and Subsidiaries (consolidated) (the Company) is a diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking branches, the internet and other distribution channels to consumers, commercial businesses and financial institutions in all 50 states of the U.S., and in other countries. Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.

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

CONSOLIDATION
The consolidated financial statements of the Company include the accounts of the Parent, and its majority-owned subsidiaries, which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries in which there is generally 20% ownership are accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost, except for marketable equity securities, which are carried at fair value with changes in fair value included in other comprehensive income. These assets that are accounted for by either the equity or cost method are included in other assets.

SECURITIES
Securities are accounted for according to their purpose and holding period.

SECURITIES AVAILABLE FOR SALE Debt securities that may not be held until maturity and marketable equity securities are classified as securities available for sale and are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a component of cumulative other comprehensive income. The estimated fair value of a security is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income. Realized gains and losses are recorded in noninterest income using the identified certificate method. For certain debt securities (for example, Government National Mortgage Association securities), the Company anticipates prepayments of principal in the calculation of the effective yield.

TRADING SECURITIES Securities acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income.

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include the venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as troubled debt restructurings or to meet regulatory requirements (for example, Federal Reserve Bank stock). These assets are reviewed at least quarterly for possible other-than-temporary impairment. Management's review typically includes an analysis of the facts and circumstances of each individual investment, the expectations for that investment's performance and the Company's exit strategy. These securities are generally accounted for at cost and are included in other assets. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments along with income recognized on these assets.

MORTGAGES HELD FOR SALE
Mortgages held for sale are stated at the lower of aggregate cost or market value. The determination of any write-down to market value includes consideration of all open positions, outstanding commitments from investors and interest rate lock commitment value already recorded.

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

  This assessment for impairment occurs when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement, which approximates the discounted cash flow method.

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

  The Company recognizes as assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values, mortgage servicing rights are periodically assessed for impairment. Any such indicated impairment is recognized in income, during the period in which it occurs, in a mortgage servicing rights valuation account which is adjusted each subsequent period to reflect any increase or decrease in the indicated impairment. The current fair values of mortgage servicing rights and other retained interests are determined using present value of estimated future cash flows valuation techniques, incorporating assumptions that market participants would use in their estimates of values. Mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.

  Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range up to 40 years for buildings, up to 10 years for furniture and equipment, and the shorter of the estimated useful life or lease term for leasehold improvements. Capitalized leased assets are amortized on a straight-line basis over the lives of the respective leases, which generally range from 20 to 35 years.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS
Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from purchase acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. Goodwill resulting from acquisitions with effective dates after June 30, 2001 has not been amortized. Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 10 to 15 years.

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

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
On January 1, 2001, the Company adopted Financial Accounting Standards Board
(FASB) Statement No. 133 (FAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and FASB Statement No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES-AN AMENDMENT OF FASB STATEMENT NO. 133. All derivative instruments are recognized on the balance sheet at fair value. On the date the Company enters into a derivative contract the Company designates the derivative instrument as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge) or (3) held for trading, customer accommodation or not qualifying for hedge accounting ("free-standing derivative instruments"). For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income in the same financial statement category as the hedged item. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income within stockholders' equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income in the same financial statement category as the hedged item. For free-standing derivative instruments, changes in the fair values are reported in current period noninterest income.

  The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued.

  The Company discontinues hedge accounting prospectively when (1) it determines that a derivative instrument is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) a derivative instrument expires or is sold, terminated, or exercised; (3) a derivative instrument is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of a derivative instrument as a hedge instrument is no longer appropriate.

  When hedge accounting is discontinued because it is determined that a derivative instrument no longer qualifies as an effective fair value hedge, the derivative instrument will continue to be carried on the balance sheet at its fair value with changes in fair value included in earnings, and the previously hedged asset or liability will no longer be adjusted for changes in fair value. Previous adjustments to the hedged item will be accounted for in the same manner as other components of the carrying amount of the asset or liability. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative instrument will continue to be carried on the balance sheet at its fair value with changes in fair value included in earnings, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. When hedge accounting is discontinued because the hedging instrument is sold, terminated, or dedesignated the amount reported in other comprehensive income to the date of sale, termination, or dedesignation will continue to be reported in other comprehensive income until the forecasted transaction impacts earnings. In all other situations in which hedge accounting is discontinued, the derivative instrument will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current period earnings.

  The Company occasionally purchases or originates financial instruments that contain an embedded derivative instrument. At inception of the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is separated from the host contract and carried at fair value with changes recorded in current period earnings. The Company has elected to not apply FAS 133, as permitted by the FASB, to all embedded derivative instruments that existed on January 1, 2001 and were issued or acquired before January 1, 1999 and not substantially modified thereafter.

  Prior to the adoption of FAS 133, the Company primarily used interest rate derivative contracts to hedge mismatches in the rate maturity of loans and their funding sources and the price risk of interest-rate sensitive assets. Interest rate derivative contracts were accounted for by the deferral or accrual method if designated as hedges and expected to be effective in reducing risk. The resulting gains or losses were deferred and recognized in income along with effects of related hedged asset or liability. If the hedge was no longer deemed to be effective, hedge accounting was discontinued; previously unrecognized hedge results and the net settlement upon close-out were deferred and amortized over the life of the hedged asset or liability. If the hedged asset or liability settled before maturity of the interest rate derivative contract and the derivative contract was closed out or settled, the net settlement amount was accounted for as part of the gains and losses on the hedged item. The Company also entered into various derivative contracts to provide derivative products as customer accommodations. Derivative contracts used for this purpose were marked to market and recorded as a component of noninterest income.

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

2. BUSINESS COMBINATIONS

The Company regularly explores opportunities to acquire financial institutions and related financial services businesses. Generally, management of the Company does not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.

Excluding the FSCO Merger, the table below includes transactions completed in the years ended December 31, 2001, 2000 and 1999:

---------------------------------------------------------------------------------------------------------------------
(in millions)                                                               Date        Assets              Method of
                                                                                                           accounting
2001
Conseco Finance Vendor Services Corporation                           January 31       $   860     Purchase of assets
Buffalo Insurance Agency Group, Inc.                                     March 1             1               Purchase
SCI Financial Group, Inc.                                               March 29            21               Purchase
Midland Trust Company, National Association                              April 7            10               Purchase
ACO Brokerage Holdings Corporation
   (Acordia Group of Insurance Agencies)                                   May 1           866               Purchase
H.D. Vest, Inc.                                                           July 2           182               Purchase
CarFinance America, Inc.                                                 July 25             6     Purchase of assets
H & R Phillips, Inc.                                                  December 6             4               Purchase
                                                                                       -------
                                                                                       $ 1,950
                                                                                       =======
2000
First Place Financial Corporation, Farmington, New Mexico             January 18       $   733               Purchase
North County Bancorp, Escondido, California                           January 27           413               Purchase
Prime Bancshares, Inc., Houston, Texas                                January 28         1,366               Purchase
Ragen MacKenzie Group Incorporated, Seattle, Washington                 March 16           901               Purchase
Napa National Bancorp, Napa, California                                 March 17           188               Purchase
Servus Financial Corporation, Herndon, Virginia                         March 17           168               Purchase
Michigan Financial Corporation, Marquette, Michigan                     March 30           975               Purchase
Bryan, Pendleton, Swats & McAllister, LLC, Nashville, Tennessee         March 31            12               Purchase
Black & Company, Inc., Portland, Oregon                                    May 1             4               Purchase
1st Choice Financial Corp., Greeley, Colorado                            June 13           483               Purchase
First Commerce Bancshares, Inc., Lincoln, Nebraska                       June 16         2,868               Purchase
National Bancorp of Alaska, Inc., Anchorage, Alaska                      July 14         3,518               Purchase
Charter Financial, Inc., New York, New York                          September 1           532               Purchase
Buffalo National Bancshares, Inc., Buffalo, Minnesota               September 28           123               Purchase
Brenton Banks, Inc., Des Moines, Iowa                                 December 1         2,191               Purchase
Paragon Capital, LLC, Needham, Massachusetts                         December 15            13               Purchase
Flagship Credit Corporation, Philadelphia, Pennsylvania              December 21           841     Purchase of assets
                                                                                       -------
                                                                                       $15,329
                                                                                       =======
---------------------------------------------------------------------------------------------------------------------
                                                                                                          (continued)

---------------------------------------------------------------------------------------------------------------------
                                                                            Date        Assets              Method of
(in millions)                                                                                              accounting
1999
Mid-Penn Consumer Discount Company, Philadelphia, Pennsylvania        January 21       $    11               Purchase
Century Business Credit Corporation, New York, New York               February 1           342               Purchase
Van Kasper & Company, San Francisco, California                      February 12            20               Purchase
Metropolitan Bancshares, Inc., Aurora, Colorado                      February 23            64               Purchase
Mercantile Financial Enterprises, Inc., Brownsville, Texas           February 26           779  Pooling of interests*
Riverton State Bank Holding Company, Riverton, Wyoming                  March 12            81               Purchase
Comstock Bancorp, Reno, Nevada                                            June 1           208               Purchase
Greater Midwest Leasing Company, Minneapolis, Minnesota                   June 3            24               Purchase
XEON Financial Corporation, Stateline, Nevada                            June 14           122               Purchase
Mustang Financial Corporation, Rio Vista, Texas                          June 25           254               Purchase
Eastern Heights Bank, St. Paul, Minnesota                                 July 1           453               Purchase
Goodson Insurance Agency, Denver, Colorado                              August 1            --     Purchase of assets
SB Insurance Company, Marshall, Minnesota                             October 15            --               Purchase
Allied Leasing Company, Burnsville, Minnesota                         November 1            17               Purchase
Eastdil Realty Company, L.L.C., New York, New York                   November 16             9               Purchase
Texas Bancshares, Inc., San Antonio, Texas                           December 16           370               Purchase
                                                                                       -------
                                                                                       $ 2,754
                                                                                       =======
----------------------------------------------------------------------------------------------------------------------

* Pooling-of-interests transaction was not material to the Company's consolidated financial statements; accordingly, previously reported results were not restated.


  In connection with the foregoing transactions, the Company paid cash in the aggregate amount of $803 million, $396 million and $541 million in 2001, 2000 and 1999, respectively, and issued aggregate common shares of .4 million,
75.6 million and 11.1 million in 2001, 2000 and 1999, respectively.

  In the second quarter of 2001, the Company completed its acquisitions of H.D. Vest, Inc. and ACO Brokerage Holdings Corporation, parent company of Acordia, Inc. H.D. Vest, Inc. provides comprehensive financial planning services, including securities, insurance, money management and business advice, through approximately 6,000 independent tax and financial advisors. Acordia, Inc. is a property and casualty insurance agency with over $400 million in annual revenue and 112 offices in 29 states.

  As of December 31, 2001, the Company had 4 pending transactions with total assets of approximately $6 billion and anticipates that approximately 12 million common shares will be issued and approximately $500 million in cash will be paid upon consummation of these transactions.

MERGER INVOLVING THE COMPANY AND FIRST SECURITY CORPORATION (FSCO)
On October 25, 2000 the merger involving the Company and First Security Corporation (FSCO Merger) was completed as a pooling-of-interests. Under the terms of the merger agreement, stockholders of First Security received .355 shares of common stock of the Company for each share of common stock owned. As a condition to the merger, the Company was required by regulatory agencies to divest 39 stores in Idaho, New Mexico, Nevada and Utah having aggregate deposits of approximately $1.5 billion. These sales were completed in the first quarter of 2001 and the Company realized a net gain of $96 million, which included a $54 million reduction of goodwill.

3. CASH, LOAN AND DIVIDEND RESTRICTIONS

Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained with the Federal Reserve Banks by each of the banking subsidiaries. The average required reserve balance was $2.1 billion and $2.0 billion in 2001 and 2000, respectively.

  Federal law prevents the Company and its nonbank subsidiaries from borrowing from its subsidiary banks unless the loans are secured by specified collateral. Such secured loans by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) and aggregate loans to the Company and its nonbank subsidiaries are limited to 20% of the subsidiary bank's capital and surplus. (For further discussion of risk-based capital, see Note 22 to Financial Statements.)

  The payment of dividends by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income less dividends declared during the period as determined based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, the Company's national and state-chartered subsidiary banks could have declared dividends of $1,026 million and $650 million in 2001 and 2000, respectively, without obtaining prior regulatory approval. In addition, the Company's non-bank subsidiaries could have declared dividends of $1,292 million and $1,889 million at December 31, 2001 and 2000, respectively.

4. SECURITIES AVAILABLE FOR SALE

The following table provides the cost and fair value for the major components of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 2001 or 2000.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     December 31,
                                  ----------------------------------------------------------------------------------------------
                                                                          2001                                              2000
                                  --------------------------------------------      --------------------------------------------
                                            ESTIMATED   ESTIMATED                             Estimated   Estimated
                                           UNREALIZED  UNREALIZED    ESTIMATED               unrealized  unrealized    Estimated
                                                GROSS       GROSS         FAIR                    gross       gross         fair
(in millions)                        COST       GAINS      LOSSES        VALUE         Cost       gains      losses        value
------------------------------------------------------------------------------      --------------------------------------------
Securities of U.S. Treasury and
   federal agencies               $ 1,983      $   66        $  2      $ 2,047      $ 2,739      $   49        $  5      $ 2,783
Securities of U.S. states and
   political subdivisions           2,146          90          13        2,223        2,322          90          12        2,400
Mortgage-backed securities:
   Federal agencies                29,280         449           8       29,721       26,304         838         147       26,995
   Private collateralized
      mortgage obligations (1)      2,628          49          19        2,658        1,455          43          52        1,446
                                  -------      ------        ----      -------      -------      ------        ----      -------
      Total mortgage-backed
         securities                31,908         498          27       32,379       27,759         881         199       28,441
Other                               2,625          86          43        2,668        2,588          37         123        2,502
                                  -------      ------        ----      -------      -------      ------        ----      -------
         Total debt securities     38,662         740          85       39,317       35,408       1,057         339       36,126
Marketable equity securities          815         264          88          991        2,457         563         491        2,529
                                  -------      ------        ----      -------      -------      ------        ----      -------
            Total (2)             $39,477      $1,004        $173      $40,308      $37,865      $1,620        $830      $38,655
                                  =======      ======        ====      =======      =======      ======        ====      =======
--------------------------------------------------------------------------------------------------------------------------------

(1) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.
(2) At December 31, 2001, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.


  The decrease in marketable equity securities of $1.64 billion in cost between December 31, 2000 and December 31, 2001 was due to dispositions and the non-cash impairment charges taken in the second quarter of 2001 primarily in the venture capital portfolio. The Company experienced sustained declines in the market values of publicly traded securities, particularly in the technology and telecommunication industries. In the second quarter of 2001, the Company recognized non-cash charges of $1.18 billion to reflect other-than-temporary impairment. (See Note 1(Securities Available for Sale) for further information.)

  Securities pledged where the secured party has the right to sell or repledge totaled $6.2 billion at December 31, 2001 and $1.3 billion at December 31, 2000. Securities pledged where the secured party does not have the right to sell or repledge totaled $15.7 billion at December 31, 2001 and $17 billion at December 31, 2000 and are primarily pledged to secure trust and public deposits and for other purposes as required or permitted by law. The Company has accepted collateral in the form of securities that it has the right to sell or repledge of $2.7 billion at December 31, 2001 and $1.6 billion at December 31, 2000.

  The table to the right provides the components of the realized net gains (losses) on securities from the securities available for sale portfolio. Realized gains (losses) on securities are also reported in mortgage banking noninterest income. Realized gains (losses) on marketable equity securities from venture capital investments, which include other-than-temporary impairment, are reported as net venture capital gains (losses) (not included in the table to the right).

----------------------------------------------------------------------------
                                                      Year ended December 31,
                                               -----------------------------
(in millions)                                  2001           2000      1999
----------------------------------------------------------------------------
Realized gross gains                           $688 (1)    $   334     $  91
Realized gross losses                           (91)(2)     (1,056)     (319)
                                               ----        -------     -----
Realized net gains (losses)                    $597        $  (722)    $(228)
                                               ====        =======     =====
----------------------------------------------------------------------------

(1) Includes $148 million of gross gains reported in mortgage banking noninterest income.
(2) Includes $14 million of gross losses reported in mortgage banking noninterest income.

The table below provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because debt issuers may have the right to prepay obligations with or without penalties.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31, 2001
                                         -----------------------------------------------------------------------------------------
                                                                                          Remaining contractual principal maturity
                                                           -----------------------------------------------------------------------

                                                                                After one year   After five years
                                                 Weighted  Within one year  through five years  through ten years  After ten years
                                           Total  average  ---------------  ------------------  -----------------  ---------------
(in millions)                             amount    yield  Amount    Yield  Amount       Yield  Amount      Yield   Amount   Yield
----------------------------------------------------------------------------------------------------------------------------------
Securities of U.S. Treasury and
   federal agencies                      $ 2,047     6.55%  $ 698     6.35% $1,146        6.64% $  188       6.70% $    15    6.81%
Securities of U.S. states and
   political subdivisions                  2,223     7.98     143     8.46     341        8.22     171       7.91    1,568    7.89
Mortgage-backed securities:
   Federal agencies                       29,721     7.19      55     8.23     134        8.37     395       8.91   29,137    7.16
   Private collateralized
      mortgage obligations                 2,658     8.55     897     7.03       1       10.75      97       9.17    1,663    9.33
                                         -------           ------           ------              ------             -------
        Total mortgage-backed securities  32,379     7.31     952     7.10     135        8.39     492       8.96   30,800    7.28
Other                                      2,668     7.80      26     6.90      94        6.22     166       7.17    2,382    7.91
                                         -------           ------           ------              ------             -------

ESTIMATED FAIR VALUE
   OF DEBT SECURITIES (1)                $39,317     7.46% $1,819     7.06% $1,716        7.27% $1,017       8.23% $34,765    7.47%
                                         =======     ====  ======     ====  ======       =====  ======       ====  =======    ====
TOTAL COST OF DEBT SECURITIES            $38,662           $1,781           $1,668              $  997             $34,216
                                         =======           ======           ======              ======             =======
----------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of debt securities available for sale.

5. LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the major categories of loans outstanding and related unfunded commitments is shown in the table below. Unfunded commitments are defined as all legally binding agreements to extend credit, net of all funds lent, and all standby and commercial letters of credit issued under the terms of those commitments. At December 31, 2001 and 2000, the commercial loan category and related unfunded commitments did not have a concentration in any industry that exceeded 10% of total loans and unfunded commitments. At December 31, 2001 and 2000, the real estate 1-4 family first mortgage and junior lien mortgage categories and related unfunded commitments did not have a concentration in any state that exceeded 10% of total loans and unfunded commitments.

---------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
                                                     ----------------------------------------------------------
                                                                            2001                           2000
                                                     ---------------------------    ---------------------------
                                                                     COMMITMENTS                    Commitments
                                                                       TO EXTEND                      to extend
(in millions)                                         OUTSTANDING         CREDIT    Outstanding          credit
---------------------------------------------------------------------------------------------------------------
Commercial                                               $ 47,547        $52,682       $ 50,518         $47,597
Real estate 1-4 family first mortgage                      25,588            479         18,464             238
Other real estate mortgage                                 24,808          2,081         23,972           3,134
Real estate construction                                    7,806          4,237          7,715           6,181
Consumer:
     Real estate 1-4 family junior lien mortgage           25,530         14,038         18,218           7,899
     Credit card                                            6,700         16,817          6,616          19,004
     Other revolving credit and monthly payment            23,502          9,104         23,974           6,549
                                                         --------        -------       --------         -------
        Total consumer                                     55,732         39,959         48,808          33,452
Lease financing                                             9,420             --         10,023           1,847
Foreign                                                     1,598            214          1,624             260
                                                         --------        -------       --------         -------
        Total loans (1)                                  $172,499        $99,652       $161,124         $92,709
                                                         ========        =======       ========         =======
-------------------------------------------------------------------------------------------------------------------

(1) Outstanding loan balances at December 31, 2001 and 2000 are net of unearned income, including net deferred loan fees, of $4,143 million and $4,231 million, respectively.


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

  Standby letters of credit totaled $5.5 billion and $5.6 billion at December 31, 2001 and 2000, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing standby letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are reported net of participations sold to other institutions of $736 million in 2001 and $623 million in 2000.

  Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $1.6 billion and $2.3 billion at December 31, 2001 and 2000, respectively. The Company also had commitments for commercial and similar letters of credit of $577 million and $729 million at December 31, 2001 and 2000, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee.

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

  The determination of the allocated allowance for portfolios of larger commercial and commercial real estate loans involves a review of individual higher-risk transactions, focusing on the accuracy of loan grading, assessments of specific loss content, and, in some cases, strategies for resolving problem credits. These considerations supplement the application of loss factors delineated by individual loan grade to the existing distribution of risk exposures, thus framing an assessment of inherent losses across the entire wholesale lending portfolio segment which is responsive to shifts in portfolio risk content. The loss factors used for this analysis have been derived from migration models which track actual portfolio movements from problem asset loan grades to loss over a 5 to 10 year period. In the case of pass loan grades, the loss factors are derived from analogous loss experience in public debt markets, calibrated to the long-term average loss experience of the Company's portfolios. The loan loss allocations arrived at through this factor methodology are adjusted by management's judgment concerning the effect of recent economic events on portfolio performance.

  In the case of more homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business lending, the determination of the allocated allowance is conducted at an aggregate, or pooled, level. For such portfolios, the risk assessment process emphasizes the development of rigorous forecasting models, which focus on recent delinquency and loss trends in different portfolio segments to project relevant risk metrics over an intermediate-term horizon. Such analyses are updated frequently to capture the most recent behavioral characteristics of the subject portfolios, as well as any changes in management's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses. An amount which approximates one year of projected net losses is provided as the baseline allocation for most homogeneous portfolios, to which management will add certain adjustments to help ensure that a prudent amount of conservatism is present in the specific assumptions underlying that forecast.

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

  The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that continuously reviews loan quality and reports the results of its examinations to executive management and the Board of Directors. Such reviews also assist management in establishing the level of the allowance. Like all national banks, subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. These examinations occur throughout the year and target various activities of the subsidiary national banks, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the subsidiary national banks being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve Board.

  The Company considers the allowance for loan losses of $3.76 billion adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit at December 31, 2001.

Changes in the allowance for loan losses were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                        Year ended December 31,
                                                                       ---------------------------------------
(in millions)                                                             2001            2000            1999
--------------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                             $ 3,719         $ 3,344         $ 3,307

Allowances related to business combinations                                 41             265              48

Provision for loan losses                                                1,780           1,329           1,104

Loan charge-offs:
  Commercial                                                              (692)           (429)           (395)
  Real estate 1-4 family first mortgage                                    (29)            (16)            (14)
  Other real estate mortgage                                               (32)            (32)            (28)
  Real estate construction                                                 (37)             (8)             (2)
  Consumer:
    Real estate 1-4 family junior lien mortgage                            (47)            (34)            (33)
    Credit card                                                           (421)           (367)           (403)
    Other revolving credit and monthly payment                            (770)           (623)           (585)
                                                                       -------         -------         -------
      Total consumer                                                    (1,238)         (1,024)         (1,021)
  Lease financing                                                          (94)            (52)            (38)
  Foreign                                                                  (78)            (86)            (90)
                                                                       -------         -------         -------
        Total loan charge-offs                                          (2,200)         (1,647)         (1,588)
                                                                       -------         -------         -------

Loan recoveries:
  Commercial                                                                96              98              90
  Real estate 1-4 family first mortgage                                      3               4               6
  Other real estate mortgage                                                22              13              38
  Real estate construction                                                   3               4               5
  Consumer:
    Real estate 1-4 family junior lien mortgage                             11              14              15
    Credit card                                                             40              39              49
    Other revolving credit and monthly payment                             203             213             243
                                                                       -------         -------         -------
      Total consumer                                                       254             266             307
  Lease financing                                                           25              13              12
  Foreign                                                                   18              30              15
                                                                       -------         -------         -------
        Total loan recoveries                                              421             428             473
                                                                       -------         -------         -------
         Total net loan charge-offs                                     (1,779)         (1,219)         (1,115)
                                                                       -------         -------         -------

BALANCE, END OF YEAR                                                   $ 3,761         $ 3,719         $ 3,344
                                                                       =======         =======         =======

Total net loan charge-offs as a percentage of
  average total loans                                                     1.09%            .84%            .90%
                                                                       =======         =======         =======

Allowance as a percentage of total loans                                  2.18%           2.31%           2.51%
                                                                       =======         =======         =======
--------------------------------------------------------------------------------------------------------------

  In accordance with FAS 114, the following table shows the recorded investment in impaired loans and the related methodology used to measure impairment at December 31, 2001 and 2000:

-----------------------------------------------------------
                                                December 31,
                                          -----------------
(in millions)                             2001         2000
-----------------------------------------------------------
Impairment measurement based on:
   Collateral value method                $485         $174
   Discounted cash flow method             338          331
   Historical loss factors                 172          257
                                          ----         ----
      Total (1)                           $995         $762
                                          ====         ====
-----------------------------------------------------------

(1) Includes $529 million and $345 million of impaired loans with a related FAS 114 allowance of $91 million and $74 million at December 31, 2001 and 2000, respectively.


  The average recorded investment in impaired loans during 2001, 2000 and 1999 was $937 million, $470 million and $376 million, respectively. Total interest income recognized on impaired loans during 2001, 2000 and 1999 was $17 million, $4 million and $7 million, respectively, which was primarily recorded using the cash method.

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

6. PREMISES, EQUIPMENT, LEASE COMMITMENTS, INTEREST RECEIVABLE AND OTHER ASSETS

The following table presents comparative data for premises and equipment:

--------------------------------------------------------------------
                                                         December 31,
                                                   -----------------
(in millions)                                        2001       2000
--------------------------------------------------------------------
Land                                               $  463     $  440
Buildings                                           2,593      2,553
Furniture and equipment                             3,012      2,942
Leasehold improvements                                874        761
Premises leased under capital leases                   54         75
                                                   ------     ------
  Total                                             6,996      6,771
Less accumulated depreciation and amortization      3,447      3,356
                                                   ------     ------
     Net book value                                $3,549     $3,415
                                                   ======     ======
--------------------------------------------------------------------

  Depreciation and amortization expense was $561 million, $560 million and $499 million in 2001, 2000 and 1999, respectively.

  The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 2001:

-----------------------------------------------------------------------------------------
(in millions)                                    Operating leases         Capital leases
Year ended December 31,
2002                                                      $  383                    $  8
2003                                                         304                       6
2004                                                         253                       4
2005                                                         190                       3
2006                                                         158                       3
Thereafter                                                   736                      21
                                                          ------                    ----
Total minimum lease payments                              $2,024                      45
                                                          ======

Executory costs                                                                       (1)
Amounts representing interest                                                        (17)
                                                                                    ----

Present value of net minimum lease payments                                         $ 27
                                                                                    ====
----------------------------------------------------------------------------------------

  Rental expense, net of rental income, for all operating leases was $473 million, $499 million and $418 million in 2001, 2000 and 1999, respectively.

  The components of interest receivable and other assets at December 31, 2001 and 2000 were as follows:

----------------------------------------------------------------------------------------
                                                                             December 31,
                                                          ------------------------------
(in millions)                                                2001                   2000
----------------------------------------------------------------------------------------
Trading assets                                            $ 4,996                $ 3,777
Nonmarketable equity investments:
  Venture capital cost method investments                   1,696                  2,033
  Federal Reserve Bank stock                                1,295                  1,237
  All other                                                 1,071                    872
                                                          -------                -------
     Total nonmarketable equity investments                 4,062                  4,142

Government National Mortgage Association
   (GNMA) pool buy-outs                                     2,815                  1,510
Interest receivable                                         1,284                  1,516
Interest-earning deposits                                     206                     95
Foreclosed assets                                             171                    128
Certain identifiable intangible assets                        119                    227
Due from customers on acceptances                             104                     85
Other                                                       9,788                 10,449
                                                          -------                -------
     Total interest receivable and other assets           $23,545                $21,929
                                                          =======                =======
----------------------------------------------------------------------------------------

  Trading assets consist largely of securities, including corporate debt, U.S. government agency obligations and derivative instruments held for customer accommodation purposes. Interest income from trading assets was $114 million, $98 million and $81 million in 2001, 2000 and 1999, respectively. Noninterest income from trading assets was $400 million, $238 million and $112 million in 2001, 2000 and 1999, respectively.

  Noninterest (loss) income from nonmarketable equity investments accounted for using the cost method was $(55) million, $170 million and $138 million in 2001, 2000 and 1999, respectively. The decreases from 2000 to 2001 in noninterest income and the balance of venture capital cost method investments was primarily due to a $330 million second quarter 2001 impairment write-down of certain venture capital cost method investments.

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

  Amortization expense for certain identifiable intangible assets included in other assets was $38 million, $42 million and $68 million in 2001, 2000 and 1999, respectively.

7. DEPOSITS

The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $26,454 million and $36,207 million at December 31, 2001 and 2000, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits are shown in the following table.

------------------------------------------------------------------------------------------
(in millions)                                                            December 31, 2001
2002                                                                               $19,533
2003                                                                                 3,825
2004                                                                                 1,169
2005                                                                                   753
2006                                                                                   472
Thereafter                                                                             702
                                                                                 ---------

Total                                                                              $26,454
                                                                                 =========
------------------------------------------------------------------------------------------



    Of the total above, the amount of time deposits with a denomination of $100,000 or more was $6,427 million and $9,741 million at December 31, 2001 and 2000, respectively. The contractual maturities of these deposits are shown in the following table.

------------------------------------------------------------------------------------------
(in millions)                                                            December 31, 2001
Three months or less                                                                $2,534
After three months through six months                                                1,282
After six months through twelve months                                               1,172
After twelve months                                                                  1,439
                                                                                  --------

Total                                                                               $6,427
                                                                                  ========

------------------------------------------------------------------------------------------

Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent most of the foreign deposit liabilities of $4,132 million and $7,712 million at December 31, 2001 and 2000, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $638 million and $749 million at December 31, 2001 and 2000, respectively.

8. SHORT-TERM BORROWINGS
-------------------------------------------------------------------------------

The table below shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.

-------------------------------------------------------------------------------------------------------------------
(in millions)                                                        2001                 2000                 1999
                                                        -----------------    -----------------    -----------------
                                                           AMOUNT    RATE      Amount     Rate    Amount       Rate
-------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,
Commercial paper and other short-term borrowings          $13,965    2.01%    $15,844     6.64%    $17,246     6.06%

Federal funds purchased and securities sold under
   agreements to repurchase                                23,817    1.53      13,145     5.81      14,481     4.73
                                                         --------            --------             --------
     Total                                                $37,782    1.71     $28,989     6.26     $31,727     5.45
                                                         ========            ========             ========

YEAR ENDED DECEMBER 31,
AVERAGE DAILY BALANCE
Commercial paper and other short-term borrowings          $13,561    4.12%    $14,375     6.43%    $10,272     5.40%

Federal funds purchased and securities sold under
   agreements to repurchase                                20,324    3.51      13,847     6.03      12,287     4.69
                                                         --------            --------             --------
     Total                                                $33,885    3.76     $28,222     6.23     $22,559     5.00
                                                         ========            ========             ========

MAXIMUM MONTH-END BALANCE
Commercial paper and other short-term borrowings (1)      $19,818     N/A     $17,730      N/A     $17,246      N/A

Federal funds purchased and securities sold under
   agreements to repurchase (2)                            26,346     N/A      16,535      N/A      15,147      N/A

-------------------------------------------------------------------------------------------------------------------

N/A - Not applicable.
(1) Highest month-end balance in each of the last three years appeared in October 2001, January 2000 and December 1999, respectively.
(2) Highest month-end balance in each of the last three years appeared in September 2001, August 2000 and August 1999, respectively.

    At December 31, 2001, the Company had available lines of credit totaling $4.3 billion, of which $2.3 billion was obtained through a subsidiary, Wells Fargo Financial, Inc. The remaining $2.0 billion was in the form of a revolving credit facility. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

9. LONG-TERM DEBT

    The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

                                                          Maturity                          Interest
(in millions)                                             date                              rate(s)               2001        2000
----------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO & COMPANY (PARENT ONLY)
SENIOR
Global Notes (1)                                          2002-2006                         6.50-7.25%         $ 4,996     $ 3,986
Global Notes                                              2002                              Various              1,250       1,997
Medium-Term Notes (1)                                     2002-2006                         5.75-6.875%          1,596       2,095
Medium-Term Notes                                         2002-2027                         3.375-7.75%          1,670         620
Floating-Rate Medium-Term Notes                           2002-2004                         Various              2,300       2,100
Floating-Rate Euro Medium-Term Notes                      2001                              Various                 --         300
Notes                                                     2004                              6.00%                    1           1
Extendable Notes (2)                                      2005                              Various              1,497       1,497
                                                                                                               -------     -------
   Total senior debt                                                                                            13,310      12,596
                                                                                                               -------     -------

SUBORDINATED
Global Notes (1)                                          2011                              6.375%                 748          --
Notes (1)                                                 2003                              6.625%                 200         199
Debentures                                                2023                              6.65%                  198         198
Other notes (1)                                           2003                              6.625-6.75%             --           1
                                                                                                               -------     -------
   Total subordinated debt                                                                                       1,146         398
                                                                                                               -------     -------
     Total long-term debt - Parent                                                                              14,456      12,994
                                                                                                               -------     -------

WFC HOLDINGS CORPORATION
SENIOR
Medium-Term Notes (1)                                     2002                              10.00%                   2         220
Medium-Term Notes                                         2002                              9.04-10.00%              2          15
                                                                                                               -------     -------

   Total senior debt                                                                                                 4         235
                                                                                                               -------     -------

SUBORDINATED
Medium-Term Notes (1)(3)                                  2013                              6.50-6.625%             50         173
Medium-Term Notes                                         2002                              9.375%                  30          30
Notes                                                     2002-2003                         6.125-8.75%            732         732
Notes (1)                                                 2004-2006                         6.875-9.125%           933         933
Notes (1)(3)                                              2008                              6.25%                  199         199
                                                                                                               -------     -------
   Total subordinated debt                                                                                       1,944       2,067
                                                                                                               -------     -------
     Total long-term debt - WFC Holdings                                                                       $ 1,948     $ 2,302
                                                                                                               -------     -------

----------------------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the notes and makes interest payments based on an average three-month or six-month LIBOR rate.
(2) The extendable notes are a floating rate security with an initial maturity of 13 months, which can be extended on a rolling basis, at the investor's option to a final maturity of 5 years.
(3) The interest rate swap agreement for these notes is callable by the counterparty prior to the maturity of the notes.
(4) The Company entered into an interest rate swap agreement for these notes, whereby the Company receives interest payments based on an average three-month LIBOR rate and makes fixed-rate interest payments ranging from 5.625% to 5.65%.
(5)  The notes are tied to low-income housing funding.

(continued on page 72)

(continued from page 71)

----------------------------------------------------------------------------------------------------------------------------------
                                                          Maturity                Interest
(in millions)                                             date                    rate(s)                         2001        2000
----------------------------------------------------------------------------------------------------------------------------------
WELLS FARGO FINANCIAL, INC. AND ITS SUBSIDIARIES (WFFI)
SENIOR
Medium-Term Notes                                         2002-2008               5.1-7.47%                    $   801     $   881
Floating-Rate Notes                                       2002-2003               Various                          950       1,020
Notes                                                     2002-2009               5.375-8.56%                    6,395       5,068
                                                                                                               -------     -------
     Total long-term debt - WFFI                                                                                 8,146       6,969
                                                                                                               -------     -------

FIRST SECURITY CORPORATION AND ITS SUBSIDIARIES
SENIOR
Medium-Term Notes                                         2003                    6.40%                             15          24
Floating-Rate Euro Medium-Term Notes (4)                  2002                    Various                          300         300
Floating-Rate Euro Medium-Term Notes                      2003                    Various                          285         285
Federal Home Loan Bank (FHLB) Notes and Advances          2002-2010               2.02-6.47%                       351         796
Notes                                                     2003-2006               5.875-6.875%                     473         475
Other notes (5)                                           2002-2007                                                  3           5
                                                                                                               -------     -------
     Total senior debt                                                                                           1,427       1,885
                                                                                                               -------     -------

SUBORDINATED
Notes (1)                                                 2002-2006               7.00-7.50%                       234         234
                                                                                                               -------     -------
   Total subordinated debt                                                                                         234         234
                                                                                                               -------     -------
     Total long-term debt - FSCO                                                                                 1,661       2,119
                                                                                                               -------     -------

WELLS FARGO BANK, N.A.
SENIOR
Floating Rate Bank Notes                                  2002                    Various                        1,525          --
Notes payable by subsidiaries                             2003-2009               8.25-13.50%                       52          48
Other notes                                               2003                    8.5%                               3           3
Obligations of subsidiaries under capital leases (Note 6)                                                            8          11
                                                                                                               -------     -------
   Total senior debt                                                                                             1,588          62
                                                                                                               -------     -------

SUBORDINATED
Floating-Rate Notes (6)                                   2005                    Various                           --         750
FixFloat Notes (callable 6/15/2005) (1)                   2010                    7.8% through 2005, various       997         996
Notes (1)                                                 2010-2011               6.45-7.55%                     2,496         747
                                                                                                               -------     -------
   Total subordinated debt                                                                                       3,493       2,493
                                                                                                               -------     -------
     Total long-term debt - WFB, N.A.                                                                            5,081       2,555
                                                                                                               -------     -------

OTHER CONSOLIDATED SUBSIDIARIES
SENIOR
FHLB Notes and Advances (7)                               2002-2027               3.15-8.38%                     2,211         367
Floating-Rate FHLB Advances (7)                           2002-2011               1.824-2.174%                   2,334       4,409
Other notes and debentures                                2001-2015               3.00-12.00%                      239         316
Capital lease obligations (Note 6)                                                                                  19          15
                                                                                                               -------     -------
   Total long-term debt - other consolidated subsidiaries                                                        4,803       5,107
                                                                                                               -------     -------
     Total consolidated long-term debt                                                                         $36,095     $32,046
                                                                                                               =======     =======
----------------------------------------------------------------------------------------------------------------------------------

(6)      The notes were called in May 2001 at par.
(7) The maturities of the FHLB advances are determined quarterly, based on the outstanding balance, the then current LIBOR rate, and the maximum life of the advance. Advances maturing within the next year are expected to be refinanced, extending the maturity of such borrowings beyond one year.

    At December 31, 2001, the principal payments, including sinking fund payments, on long-term debt are due as noted in the following table.

-----------------------------------------------------
(in millions)           Parent                Company
2002                   $ 3,125                $10,115
2003                     3,398                  6,904
2004                     2,000                  3,915
2005                     2,993                  4,273
2006                     1,596                  3,359
Thereafter               1,344                  7,529
                     ---------              ---------
Total                  $14,456                $36,095
                     =========              =========
-----------------------------------------------------

The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

As part of its long-term and short-term borrowing arrangements, the Company was subject to various financial and operational covenants. Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2001, the Company was in compliance with all the covenants.

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED
    DEBENTURES

The special purpose trusts, identified in the table on the next page, were established by the Parent in 2001, and by WFC Holdings Corporation (the former Wells Fargo & Company) in 1996 and 1997, and by First Security in 1996 (both of which are now direct subsidiaries of the Parent) (the holding company subsidiaries) for the purpose of issuing trust preferred securities and related trust common securities. The proceeds from such issuances were used by the trusts to purchase junior subordinated debentures (debentures) of the Parent or the debentures of the applicable holding company subsidiary, which are the sole assets of each trust. Concurrently with the issuance of the trust preferred securities, the Parent or the holding company subsidiary, as applicable, issued guarantees for the benefit of the holders of the trust preferred securities. These trust preferred securities are treated by the Company as Tier 1 regulatory capital and provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock.

    The sole assets of these special purpose trusts are the debentures issued by the Parent, (for the 2001 trusts) or the debentures issued by a holding company subsidiary, as applicable. The Parent and the holding company subsidiaries own all of the common securities of their related trusts. The trust preferred securities issued by the trusts rank senior to the common securities. The common securities and debentures, along with the related income effects, are eliminated within the consolidated financial statements of the Company. The respective obligations of the Parent and the holding company subsidiaries under the debentures, indentures, the trust agreements, and the guarantees relating to the trusts established by each of them and identified in the table below in each case constitute the full and unconditional guarantee by the Parent or the holding company subsidiary, as applicable, of the obligations of the trusts with respect to the trust preferred securities and rank subordinate and junior in right of payment to all of their other liabilities. The Parent also guaranteed the obligations previously issued by the former Wells Fargo & Company and assumed by WFC Holdings with respect to the 1996 and 1997 trusts.

    The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, pursuant to the terms of the trust agreements. The table below summarizes the outstanding preferred securities issued by each special purpose trust and the debentures issued by the Parent or the holding company subsidiary to each trust as of December 31, 2001:

-------------------------------------------------------------------------------------------------------------------
(in millions)
                                                                           Trust preferred securities
                                                                                       and debentures       Interest
                           Trust preferred securities     Principal        --------------------------        payable/
                           --------------------------    balance of             Stated     Annualized   distribution
Trust name                     Issuance date   Amount    debentures           maturity    coupon rate          dates(4)
--------------------------------------------------------------------------------------------------------------------
Wells Fargo Capital A(1)       November 1996   $   85         $  94   December 1, 2026           8.13%  Semi-annual-
                                                                                                          June 1 and
                                                                                                          December 1

Wells Fargo Capital B(1)       November 1996      153           159   December 1, 2026           7.95%  Semi-annual-
                                                                                                          June 1 and
                                                                                                          December 1

Wells Fargo Capital C(1)       November 1996      186           194   December 1, 2026           7.73%  Semi-annual-
                                                                                                          June 1 and
                                                                                                          December 1

Wells Fargo Capital I(1)       December 1996      212           224  December 15, 2026           7.96%  Semi-annual-
                                                                                                         June 15 and
                                                                                                         December 15

Wells Fargo Capital II(1)       January 1997      149           155   January 30, 2027     LIBOR + .5%    Quarterly-
                                                                                                         January 30,
                                                                                                           April 30,
                                                                                                         July 30 and
                                                                                                          October 30

Wells Fargo Capital IV(2)(3)     August 2001    1,300         1,300  September 1, 2031           7.00%    Quarterly-
                                                                                                            March 1,
                                                                                                             June 1,
                                                                                                     September 1 and
                                                                                                          December 1

Wells Fargo Capital V(2)(3)    December 2001      200           200   December 1, 2031           7.00%    Quarterly-
                                                                                                            March 1,
                                                                                                             June 1,
                                                                                                     September 1 and
                                                                                                          December 1

First Security Capital I       December 1996      150           150  December 15, 2026           8.41%   Semi-annual
                                                                                                         June 15 and
                                                                                                         December 15
                                               ------

       Total                                   $2,435
                                               ======

-------------------------------------------------------------------------------------------------------------------

(1)      Established by WFC Holdings (the former Wells Fargo).
(2)      Established by the Parent.
(3) The Parent has the right to extend the stated maturity dates of the debentures held by the indicated trusts for a period of up to 19 years.
(4)      All distributions are cumulative.

    The debentures held by the trusts may be redeemed at the option of the Parent or the holding company subsidiaries as applicable, and the corresponding trust preferred securities will also be redeemed, subject to any applicable regulatory approvals, at the redemption prices specified under the terms of the debentures and trust preferred securities on or after certain stated dates occurring in August 2006 for Wells Fargo Capital IV, in December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C, Wells Fargo Capital I, Wells Fargo Capital V, and First Security Capital I, and in January 2007 for Wells Fargo Capital II. Prior to the applicable stated redemption date, the trust preferred securities may be redeemed at the option of the Parent or the applicable holding company subsidiary, and the related trust preferred securities will be redeemed after the occurrence of certain events that would have a negative tax effect on the Parent, the holding company subsidiaries or their applicable trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in a trust being treated as an investment company. The ability of each trust to pay timely distributions on its trust preferred securities depends upon the Parent or the applicable holding company subsidiary making the related payment on the debentures when due. The Parent or the holding company subsidiaries have the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

11. PREFERRED STOCK

The Company is authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. All preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. No preference shares have been issued under this authorization.

    The following table is a summary of preferred stock:

--------------------------------------------------------------------------------------------------------------------------------
                                                Shares issued     Carrying amount                            Dividends declared
                                              and outstanding        (in millions)                                 (in millions)
                                          -------------------      --------------           Adjustable  -----------------------
                                                  December 31,        December 31,       dividend rate   Year ended December 31,
                                          -------------------      --------------   ------------------  -----------------------
                                             2001        2000       2001     2000    Minimum   Maximum    2001     2000    1999
--------------------------------------------------------------------------------------------------------------------------------
Adjustable-Rate Cumulative,
  Series B (1)                          1,460,000   1,460,000       $ 73     $ 73       5.50%    10.50%    $ 4      $ 4     $ 4

6.59%/Adjustable-Rate Noncumulative
  Preferred Stock, Series H  (1)(2)            --   4,000,000         --      200       7.00     13.00      10       13      13

Cumulative Tracking (3)                        --          --         --      --          --        --      --       --      18

2001 ESOP Cumulative Convertible (4)       61,800          --         62      --       10.50     11.50      --       --      --

2000 ESOP Cumulative Convertible (4)       39,962      55,273         40       55      11.50     12.50      --       --      --

1999 ESOP Cumulative Convertible (4)       15,552      18,206         15       18      10.30     11.30      --       --      --

1998 ESOP Cumulative Convertible (4)        6,145       7,631          6        8      10.75     11.75      --       --      --

1997 ESOP Cumulative Convertible (4)        7,576       9,542          8       10       9.50     10.50      --       --      --

1996 ESOP Cumulative Convertible (4)        7,707      10,211          8       10       8.50      9.50      --       --      --

1995 ESOP Cumulative Convertible (4)        5,543       8,285          5        8      10.00     10.00      --       --      --

ESOP Cumulative Convertible (4)             1,002       2,656          1        3       9.00      9.00      --       --      --

Unearned ESOP shares (5)                       --          --       (154)    (118)        --        --      --       --      --
                                         --------    --------       -----    -----                        -----    -----  -----

  Total                                 1,605,287   5,571,804       $ 64     $267                          $14      $17     $35
                                        =========   =========       ====     ====                          ===      ===     ====

-------------------------------------------------------------------------------
(1)  Liquidation preference $50.
(2) Annualized dividend rate was 6.59% until October 1, 2001. On October 1, 2001 all shares were redeemed at the stated liquidation price plus accrued dividends.
(3) In December 1999, the Company redeemed all shares of its Cumulative Tracking preferred stock.
(4)  Liquidation preference $1,000.
(5) In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends declared, see Note 12.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B
These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.6% during 2001 and 2000 and 5.5% in 1999.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK
All shares of the Company's 2001, 2000, 1999, 1998, 1997, 1996 and 1995 ESOP
Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (formerly known as the Norwest Corporation Savings Investment Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to 12.50 percent, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the Plan is converted into shares of common stock of the Company based on the stated value of the ESOP Preferred Stock and the then current market price of the Company's common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. The ESOP Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Company at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends or (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

12. COMMON STOCK AND STOCK PLANS

COMMON STOCK

The following table summarizes common stock reserved, issued and authorized as of December 31, 2001:

--------------------------------------------------------------------------------------------
                                                                            Number of shares
--------------------------------------------------------------------------------------------
Convertible subordinated debentures                                                   24,400
Acquisition contingencies                                                            139,337
Dividend reinvestment and common stock purchase plans                              2,126,970
Director plans                                                                     1,323,541
Stock plans (1)                                                                  219,541,353
                                                                               -------------

  Total shares reserved                                                          223,155,601
Shares issued                                                                  1,736,381,025
Shares not reserved                                                            4,040,463,374
                                                                               -------------

  Total shares authorized                                                      6,000,000,000
                                                                               =============
--------------------------------------------------------------------------------------------

(1) Includes employee option, 401(k), profit sharing and compensation deferral plans.

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

DIRECTOR PLANS

Under the Company's director plans, non-employee directors receive stock as part of their annual retainer. These plans provide for annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after six months and may be exercised until the tenth anniversary of the date of grant. Compensation expense for the options is measured as the quoted market price of the stock at the date of exercise less the grant price and is accrued over the vesting period.

EMPLOYEE STOCK PLANS

LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Except as otherwise permitted under the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire a "reload" stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 2001 was 50,271,203.

     Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally over three to five years after the restricted shares or restricted share rights were granted. Upon grant of the restricted shares or restricted share rights, holders generally are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on common stock equal to the number of restricted shares or restricted share rights. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 2001, 2000 and 1999, 107,000, 56,636 and 204,868 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date per share fair value of $46.73, $40.61 and $43.24, respectively. As of December 31, 2001, 2000 and
1999, there were 888,234, 1,450,074 and 2,423,999 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $6 million in 2001 and 2000 and $21 million in 1999.

     In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, the Company adopted the Best Practices PARTNERSHARES(R) Plan, a broad-based employee stock option plan covering full- and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2001 was 67,000,000, including 14,936,350 shares available for grant. Options granted under the PARTNERSHARES Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. Because the exercise price of each PARTNERSHARES grant has been equal to or higher than the quoted market price of the Company's common stock at the date of grant, no compensation expense is recognized.

     The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 2001:

-------------------------------------------------------------------------------------------------------------------
                                       Director Plans      Long-Term Incentive Plans          Broad-Based Plans (5)
                             ------------------------  -----------------------------     --------------------------
                                             Weighted-                      Weighted-                      Weighted-
                                              average                        average                        average
                                             exercise                       exercise                       exercise
                               Number           price          Number          price          Number          price
-------------------------------------------------------------------------------------------------------------------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1998             562,590          $21.02      64,131,146         $24.78      41,805,980        $33.60
                             --------                    ------------                    -----------
1999:
   Granted                     38,253 (1)       42.60      17,492,150 (2)(3)   39.59              --            --
   Canceled                        --              --      (2,198,973)         28.30      (7,836,842)        34.76
   Exercised                  (75,745)          16.57     (12,817,198)         19.63      (1,454,838)        24.40
                             --------                    ------------                    -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1999             525,098           23.24      66,607,125          29.53      32,514,300         33.72
                             --------                    ------------                    -----------

2000:
   Granted                     28,080 (1)       42.75      23,183,070 (2)(3)   35.63      23,160,800 (4)     46.50
   Canceled                    (5,005)          25.04      (1,896,001)         35.74      (4,827,800)        36.81
   Exercised                 (115,495)          12.94     (13,906,642)         22.93        (390,695)        18.19
   Acquisitions                    --              --         797,076          20.43              --            --
                             --------                    ------------                    -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 2000             432,678           27.23      74,784,628          32.39      50,456,605         39.41

2001:
   GRANTED                     49,635 (1)       47.55      19,930,772 (2) (3)  49.52         353,600 (4)     41.84
   CANCELED                        --              --      (1,797,865)         43.21      (5,212,550)        41.81
   EXERCISED                 (169,397)          19.42     (10,988,267)         25.61        (191,440)        21.43
                             --------                    ------------                    -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 2001             312,916          $34.69      81,929,268         $37.23      45,406,215        $39.23
                             ========          ======    ============         ======     ===========        ======

Outstanding options
exercisable as of:
   December 31, 1999          511,225          $22.06      39,582,781         $24.86       1,646,500        $17.64
   December 31, 2000          432,678           27.23      44,893,948          30.36       1,309,005         18.33
   DECEMBER 31, 2001          312,916           34.69      46,937,295          33.44       1,264,015         20.29

-------------------------------------------------------------------------------------------------------------------

(1) The weighted-average per share fair value of options granted was $13.87, $12.60 and $12.09 for 2001, 2000 and 1999, respectively.
(2) The weighted-average per share fair value of options granted was $14.16, $10.13 and $10.16 for 2001, 2000 and 1999, respectively.
(3)  Includes 1,791,852, 2,029,063 and 2,285,910 reload grants at December 31,
     2001, 2000 and 1999, respectively.
(4) The weighted-average per share fair value of options granted was $5.90 and $4.60 for 2001 and 2000, respectively.
(5) Activity for broad-based plans in 1999 includes the options related to the Employee Stock Purchase Plan, which was discontinued in 2000. The Employee Stock Purchase Plan allowed eligible employees of the former Wells Fargo to purchase common stock at a price of the lower of (1) the quoted market price of the stock at the date of grant or (2) 85% of the quoted market price at the end of the one-year option term.

     The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

-------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31, 2001
                                                             ------------------------------------------------------
                                                                 Weighted-
                                                                  average                                  Weighted-
                                                                remaining                                   average
                                                              contractual                                  exercise
                                                            life (in yrs.)              Number                price
-------------------------------------------------------------------------------------------------------------------

RANGE OF EXERCISE PRICES
DIRECTOR PLANS
     $.10
         Options outstanding/exercisable                             3.01                2,390               $  .10
     $7.84-$13.48
         Options outstanding/exercisable                             2.36                8,210                11.49
     $13.49-$16.00
         Options outstanding/exercisable                             3.27               30,940                15.10
     $16.01-$25.04
         Options outstanding/exercisable                             3.94               64,788                21.98
     $25.05-$38.29
         Options outstanding/exercisable                             5.90               74,620                33.47
     $38.30-$51.00
         Options outstanding/exercisable                             8.12              131,968                48.27

LONG-TERM INCENTIVE PLANS

     $3.37-$5.06
         Options outstanding/exercisable                             5.95               92,900                 4.32
     $5.07-$7.60
         Options outstanding/exercisable                             1.65              150,461                 7.49
     $7.61-$11.41
         Options outstanding/ exercisable                            1.84              300,936                10.60
     $11.42-$17.13
         Options outstanding                                         2.95            3,369,121                14.11
         Options exercisable                                         2.92            3,233,969                14.03
     $17.14-$25.71
         Options outstanding                                         2.62            3,021,351                19.98
         Options exercisable                                         2.68            2,909,873                19.96
     $25.72-$38.58
         Options outstanding                                         6.80           47,336,583                33.81
         Options exercisable                                         6.26           31,679,923                33.39
     $38.59-$71.30
         Options outstanding                                         8.19           27,657,916                48.35
         Options exercisable                                         6.05            8,569,233                47.08
BROAD-BASED PLANS
     $16.56
         Options outstanding/exercisable                             4.56            1,022,815                16.56
     $24.85-$37.81
         Options outstanding                                         6.25           24,686,600                34.40
         Options exercisable                                         6.18              200,800                34.01
     $37.82-$46.50
         Options outstanding                                         8.85           19,696,800                46.47
         Options exercisable                                         8.84               40,400                46.50
-------------------------------------------------------------------------------------------------------------------


     In accordance with FAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to continue applying the provisions of Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for the stock plans described above. Had compensation cost for those stock plans been determined based on the (optional) fair value method established by FAS 123, the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated in the table below.

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                              -------------------------------------
(in millions, except per common share amounts)                                    2001          2000           1999
-------------------------------------------------------------------------------------------------------------------

Net income
      As reported                                                             $3,423      $4,026      $4,012
      Pro forma                                                                3,277       3,914       3,909
Earnings per common share
      As reported                                                             $ 1.99      $ 2.36      $ 2.32
      Pro forma                                                                 1.91        2.29        2.26
Diluted earnings per common share
      As reported                                                             $ 1.97      $ 2.33      $ 2.29
      Pro forma                                                                 1.89        2.27        2.23
-------------------------------------------------------------------------------------------------------------------

    The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 2001, 2000 and 1999: expected dividend yield ranging from 1.4% to 3.4%; expected volatility ranging from 20.0% to 42.0%; risk-free interest rates ranging from 2.2% to 7.8% and expected life ranging from .1 to
6.6 years.

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

     Total dividends paid to the 401(k) Plan on ESOP shares were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                               ------------------------------------
(in millions)                                                                     2001          2000           1999
-------------------------------------------------------------------------------------------------------------------

ESOP Preferred Stock:
      Common dividends                                                             $15           $11            $ 7
      Preferred dividends                                                           19            14             11
1989 ESOP shares:
      Common dividends                                                              11            11             11
                                                                                 -----          ----          -----
Total                                                                              $45           $36            $29
                                                                                 =====          ====          =====
-------------------------------------------------------------------------------------------------------------------

The ESOP shares as of December 31, 2001, 2000 and 1999 were as follows:


-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                                ---------------------------------------------------
                                                                            2001             2000              1999
-------------------------------------------------------------------------------------------------------------------
ESOP Preferred Stock:
    Allocated shares (common)                                       17,233,798         13,716,692        10,784,773
    Unreleased shares (preferred)                                      145,287            111,804            69,221
1989 ESOP shares:
    Allocated shares                                                 9,809,875         10,988,083        13,016,033
    Unreleased shares                                                    3,042             39,558            76,070
Fair value of unearned
    ESOP shares (in millions)                                       $      145         $      112        $       69
-------------------------------------------------------------------------------------------------------------------

DEFERRED COMPENSATION PLAN FOR INDEPENDENT SALES AGENTS

WF Deferred Compensation Holdings, Inc. is a non-operating, wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates. The plan, which became effective January 1, 2002, allows participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed WF Deferred Compensation Holdings, Inc.'s deferred compensation obligations under the plan. Effective January 1, 2002, the H.D. Vest, Inc. Representatives' Deferred Compensation Plan was merged into the plan.

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

    The following table shows the changes in the benefit obligation and the fair value of plan assets during 2001 and 2000 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 2001 and 2000 for the Company's defined benefit pension and other postretirement benefit plans:

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                            -------------------------------------------------------
                                                                                2001                           2000
                                                            ------------------------      -------------------------
                                                              PENSION          OTHER        Pension           Other
(in millions)                                                BENEFITS       BENEFITS       benefits        benefits
-------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                        $2,656          $ 578         $2,503           $ 567
Service cost                                                      161             16            154              16
Interest cost                                                     191             42            186              43
Plan participants' contributions                                   --             12             --               6
Amendments                                                        (47)            --             --              --
Plan mergers                                                       --            (10)            25              --
Actuarial gain (loss)                                             165            (28)           (24)            (22)
Benefits paid                                                    (192)           (64)          (176)            (32)
Settlement                                                         --             --            (12)             --
                                                               ------          -----         ------           -----
Benefit obligation at end of year                              $2,934          $ 546         $2,656           $ 578
                                                               ======          =====         ======           =====

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 $3,270          $ 236         $2,867           $ 209
Actual return on plan assets                                     (331)           (12)           550              26
Plan mergers                                                       --             --             28              --
Employer contribution                                              14             54             13              27
Plan participants' contributions                                   --             12             --               6
Benefits paid                                                    (192)           (64)          (176)            (32)
Settlement                                                         --             --            (12)             --
                                                               ------          -----         ------           -----
Fair value of plan assets at end of year                       $2,761          $ 226         $3,270           $ 236
                                                               ======          =====         ======           =====

Funded status                                                  $ (175)         $(319)        $  612           $(336)
Unrecognized net actuarial loss (gain)                            228            (23)          (667)            (29)
Unrecognized net transition asset                                   1              4             (4)              4
Unrecognized prior service cost                                   (27)           (12)            21              (2)
                                                               ------          -----         ------           -----
Accrued benefit income (cost)                                  $   27          $(350)        $  (38)          $(363)
                                                               ======          =====         ======           =====

Amounts recognized in the balance sheet
   consist of: (1)
    Prepaid benefit cost                                       $  156          $(287)
    Accrued benefit liability                                    (197)           (63)
    Intangible asset                                               --             --
    Accumulated other comprehensive income                         68             --
                                                               ------          -----
Accrued benefit income (cost)                                  $   27          $(350)
                                                               ======          =====
--------------------------------------------------------------------------------------------------------------------

(1) Reconciliation is not provided for 2000 as no minimum liability was recognized in that year.

   The following table sets forth the components of net periodic benefit (income) cost for 2001, 2000 and 1999:

--------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended December 31,
                                                   -----------------------------------------------------------------
                                                                  2001                   2000                  1999
                                                   -------------------   --------------------   --------------------
                                                    PENSION      OTHER    Pension       Other    Pension      Other
(in millions)                                      BENEFITS   BENEFITS   benefits    benefits   benefits   benefits
--------------------------------------------------------------------------------------------------------------------
Service cost                                          $ 161       $ 16      $ 154         $16      $ 120       $ 25
Interest cost                                           191         42        186          43        144         35
Expected return on plan assets                         (287)       (20)      (249)        (18)      (200)        (6)
Recognized net actuarial gain (1)                      (112)        (2)       (46)         (1)        (3)        (8)
Amortization of prior service cost                       --         (1)         2          --          3         --
Amortization of unrecognized transition asset            (1)        --         (2)         --         (2)        --
Settlement                                               (1)        --          4          --         --         --
                                                      -----       ----      -----         ---      -----       ----
Net periodic benefit (income) cost                    $ (49)      $ 35      $  49         $40      $  62       $ 46
                                                      =====       ====      =====         ===      =====       ====
--------------------------------------------------------------------------------------------------------------------

(1)      Net actuarial gain is generally amortized over five years.

  The weighted-average assumptions used in calculating the amounts above were:

--------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended December 31,
                             --------------------------------------------------------------------------------------
                                                 2001                           2000                           1999
                             ------------------------       ------------------------      -------------------------
                              PENSION           OTHER         Pension          Other        Pension           Other
                             BENEFITS        BENEFITS        benefits       benefits       benefits        benefits
-------------------------------------------------------------------------------------------------------------------
Discount rate                     7.5%            7.5%            7.5%           7.5%       7.5-8.0%        7.5-8.0%
Expected return
   on plan assets                 9.0%            9.0%            9.0%           9.0%           9.0%            9.0%
Rate of compensation
   increase                       5.0%             --%        4.5-5.0%            --%       4.5-5.0%             --%
-------------------------------------------------------------------------------------------------------------------

  Accounting for postretirement health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 8.0% for HMOs and for all other types of coverage in the per capita cost of covered health care benefits were assumed for 2001. By 2006 and thereafter, rates were assumed at 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2001 by $43 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2001 by $5 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2001 by $39 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2001 by $5 million.

  Expenses for defined contribution retirement plans were $206 million, $169 million and $155 million in 2001, 2000 and 1999, respectively.


OTHER EXPENSES

The following table shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                          -----------------------------------------
(in millions)                                                               2001              2000             1999
-------------------------------------------------------------------------------------------------------------------
Outside professional services                                               $486              $447             $381
Contract services                                                            472               536              473
Telecommunications                                                           355               303              286
Outside data processing                                                      319               343              312
Travel and entertainment                                                     286               287              262
Advertising and promotion                                                    276               316              251
Postage                                                                      242               252              239
-------------------------------------------------------------------------------------------------------------------

14. INCOME TAXES


The following is a summary of the components of income tax expense applicable to income before income taxes:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                        -------------------------------------------
(in millions)                                                               2001              2000             1999
-------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                 $2,329            $1,446           $  628
  State and local                                                            282               158               46
  Foreign                                                                     34                46               53
                                                                          ------            ------           ------
                                                                           2,645             1,650              727
                                                                          ------            ------           ------
Deferred:
  Federal                                                                   (518)              783            1,416
  State and local                                                            (71)               90              195
                                                                          ------            ------           ------
                                                                            (589)              873            1,611
                                                                          ------            ------           ------
     Total                                                                $2,056            $2,523           $2,338
                                                                          ======            ======           ======
-------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                                            ----------------------
(in millions)                                                                                  2001           2000
------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses                                                                $ 1,429        $ 1,414
   Net tax-deferred expenses                                                                    907            747
   Other                                                                                        168             63
                                                                                            -------        -------
      Total deferred tax assets                                                               2,504          2,224
                                                                                            -------        -------

DEFERRED TAX LIABILITIES
   Core deposit intangible                                                                      338            376
   Leasing                                                                                    2,061          1,853
   Mark to market                                                                               307            712
   Mortgage servicing                                                                         1,838          1,799
   FAS 115 adjustment                                                                           312            295
   FAS 133 adjustment                                                                           162             --
   Other                                                                                        100            486
                                                                                            -------        -------
      Total deferred tax liabilities                                                          5,118          5,521
                                                                                            -------        -------

NET DEFERRED TAX LIABILITY                                                                  $(2,614)       $(3,297)
                                                                                            =======        =======
------------------------------------------------------------------------------------------------------------------

  The Company's tax benefit related to the exercise of employee stock options that was recorded in stockholders' equity was $88 million, $112 million and $88 million for 2001, 2000 and 1999, respectively.

  The Company had a net deferred tax liability of $2,614 million and $3,297 million at December 31, 2001 and 2000, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2001 and 2000 are presented in the table to the right.

  The Company has determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $10 billion in the carryback period, substantial state taxable income in the carryback period, as well as a history of growth in earnings and the prospects for continued earnings growth.

  The deferred tax liability related to 2001, 2000 or 1999 unrealized gains and losses on securities available for sale along with the deferred tax liability related to derivatives and hedging activities for 2001, had no impact on income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

  The table below is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

---------------------------------------------------------------------------------------------------------------------
                                                                                               Year ended December 31,
                                                ---------------------------------------------------------------------
                                                                2001                     2000                    1999
                                                --------------------     --------------------     -------------------
(in millions)                                   AMOUNT             %     Amount             %     Amount            %
---------------------------------------------------------------------------------------------------------------------
Statutory federal income tax expense and rate   $1,918         35.0%     $2,292         35.0%      $2,222        35.0%
Change in tax rate resulting from:
   State and local taxes on income, net of
     federal income tax benefit                    137          2.5         161          2.5          158         2.5
   Amortization of goodwill not
     deductible for tax return purposes            196          3.6         165          2.5          133         2.1
   Tax-exempt income                               (87)        (1.6)        (76)        (1.2)         (71)       (1.1)
   Other                                          (108)        (2.0)        (19)        (.3)         (104)       (1.7)
                                                ------         ----      ------         ---       -------        ----
     Effective income tax expense and rate      $2,056         37.5%      2,523         38.5%      $2,338        36.8%
                                                ======         ====      ======         ====      =======        ====
---------------------------------------------------------------------------------------------------------------------

15. EARNINGS PER COMMON SHARE

The table below shows dual presentation of earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                       -------------------------------------------
(in millions, except per share amounts)                                    2001             2000              1999
------------------------------------------------------------------------------------------------------------------
Net income                                                             $  3,423         $  4,026          $  4,012
Less: Preferred stock dividends                                              14               17                35
                                                                       --------         --------          --------
Net income applicable to common stock                                  $  3,409         $  4,009          $  3,977
                                                                       ========         ========          ========

EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  3,409         $  4,009          $  3,977
                                                                       ========         ========          ========

Average common shares outstanding (denominator)                         1,709.5          1,699.5           1,714.0
                                                                       ========         ========          ========

Per share                                                              $   1.99         $   2.36          $   2.32
                                                                       ========         ========          ========

DILUTED EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)                      $  3,409         $  4,009          $  3,977
                                                                       ========         ========          ========

Average common shares outstanding                                       1,709.5          1,699.5           1,714.0
Add:   Stock options                                                       16.8             17.7              19.7
       Restricted share rights                                               .6              1.2               1.6
       Convertible preferred                                                 --               --                .1
                                                                       --------         --------          --------
Diluted average common shares outstanding
    (denominator)                                                       1,726.9          1,718.4           1,735.4
                                                                       ========         ========          ========

Per share                                                              $   1.97         $   2.33          $   2.29
                                                                       ========         ========          ========
------------------------------------------------------------------------------------------------------------------

16.  OTHER COMPREHENSIVE INCOME

The following table presents the components of other comprehensive income and the related tax effect allocated to each component:

----------------------------------------------------------------------------------------------------------------
(in millions)                                                               Before
                                                                               tax                        Net of
                                                                            amount      Tax effect           tax
----------------------------------------------------------------------------------------------------------------
1999:
Translation adjustments                                                      $   6           $   2         $   4
                                                                             -----           -----         -----
Net unrealized gains on securities available for sale
    arising during the year                                                    205              78           127
Reclassification of net losses on
    securities available for sale included in net income                       219              83           136
                                                                             -----           -----         -----
Net unrealized gains on securities available for sale
    arising during the year                                                    424             161           263
                                                                             -----           -----         -----
Other comprehensive income                                                   $ 430           $ 163         $ 267
                                                                             =====           =====         =====

2000:
Translation adjustments                                                      $  (3)          $  (1)        $  (2)
                                                                             -----           -----         -----
Net unrealized losses on securities available for sale
    arising during the year                                                   (232)            (88)         (144)
Reclassification of net gains on
    securities available for sale included in net income                      (145)            (55)          (90)
                                                                             ------          ------        -----
Net unrealized losses on securities available for sale
    arising during the year                                                   (377)           (143)         (234)
                                                                             -----           -----         -----
Other comprehensive income                                                   $(380)          $(144)        $(236)
                                                                             =====           =====         =====

2001:
TRANSLATION ADJUSTMENTS                                                      $  (5)          $  (2)        $  (3)
                                                                             -----           -----         -----
MINIMUM PENSION LIABILITY ADJUSTMENT                                           (68)            (26)          (42)
                                                                             -----           -----         -----
NET UNREALIZED LOSSES ON SECURITIES AVAILABLE FOR SALE
    ARISING DURING THE YEAR                                                   (574)           (211)         (363)
RECLASSIFICATION OF NET LOSSES ON
    SECURITIES AVAILABLE FOR SALE INCLUDED IN NET INCOME                       601             228           373
                                                                             -----           -----         -----
NET UNREALIZED GAINS ON SECURITIES AVAILABLE FOR
    SALE ARISING DURING THE YEAR                                                27              17            10
                                                                             -----           -----         -----
CUMULATIVE EFFECT OF THE CHANGE IN ACCOUNTING
    PRINCIPLE FOR DERIVATIVES AND HEDGING ACTIVITIES                           109              38            71
                                                                             -----           -----         -----
NET UNREALIZED GAINS ON DERIVATIVES AND
    HEDGING ACTIVITIES ARISING DURING THE YEAR                                 196              80           116
RECLASSIFICATION OF NET LOSSES ON
    CASH FLOW HEDGES INCLUDED IN NET INCOME                                    120              44            76
                                                                             -----           -----         -----
NET UNREALIZED GAINS ON DERIVATIVES AND HEDGING
    ACTIVITIES ARISING DURING THE YEAR                                         316             124           192
                                                                             -----           -----         -----
OTHER COMPREHENSIVE INCOME                                                   $ 379           $ 151         $ 228
                                                                             =====           =====         =====
----------------------------------------------------------------------------------------------------------------


The following table presents cumulative other comprehensive income balances:

---------------------------------------------------------------------------------------------------------------------------
(in millions)                                           Minimum                                                  Cumulative
                                                        pension      Net unrealized      Net unrealized               other
                                    Translation       liability       gains (losses)           gains on       comprehensive
                                    adjustments      adjustment       on securities         derivatives              income
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                $ (14)          $  --              $  507              $   --            $    493
                                          -----           -----              ------              ------             -------

    Net change                                4              --                 263                  --                 267
                                          -----           -----              ------              ------              ------
Balance, December 31, 1999                  (10)             --                 770                  --                 760
                                          -----           -----              ------              ------              ------

    Net change                               (2)             --                (234)                 --                (236)
                                          -----           -----              ------              ------              ------
Balance, December 31, 2000                  (12)             --                 536                  --                 524
                                          -----           -----              ------              ------              ------

    NET CHANGE                               (3)            (42)                 10                 263                 228
                                          -----           -----              ------              ------              ------
BALANCE, DECEMBER 31, 2001                $ (15)          $ (42)             $  546              $  263            $    752
                                          =====           =====              ======              ======            ========
---------------------------------------------------------------------------------------------------------------------------

17.  OPERATING SEGMENTS

The Company has identified three lines of business for the purposes of management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and somewhat subjective. Wells Fargo Home Mortgage activities are included in the Community Banking Group due to the integration of Home Mortgage into Community Banking and the reorganization of Wells Fargo Home Mortgage as a subsidiary of Wells Fargo Bank, N.A. In 2001, there were various reorganizations resulting in the integration into Wholesale Banking from Community Banking of certain units of First Security, certain Community Banking Offices that were reorganized as Regional Commercial Banking Offices, the Insurance Group and Correspondent Banking. Unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial services company. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated to allow comparability.

  THE COMMUNITY BANKING GROUP offers a complete line of diversified financial products and services to individual consumers and small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance and securities brokerage through affiliates and venture capital financing. These products and services include WELLS FARGO FUNDS(SM), a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (auto, recreational vehicle and marine) loans, origination and purchase of residential mortgage loans for sale to investors and servicing of mortgage loans. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs) and time deposits.

  Community Banking provides access to customers through a wide range of channels, which encompass a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Additionally, 24-hour telephone service is provided by PHONEBANK(SM) centers and the National Business Banking Center. Online banking services include the Wells Fargo Internet Services Group and BUSINESS GATEWAY(R), a personal computer banking service exclusively for the small business customer.

  THE WHOLESALE BANKING GROUP serves businesses with annual sales in excess of $10 million across the United States. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, electronic products, insurance and insurance brokerage services, and investment banking services. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.

  WELLS FARGO FINANCIAL includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States and Canada and in the Caribbean and Latin America. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Credit cards are offered to consumer finance customers through two credit card banks. Wells Fargo Financial also provides lease and other commercial financing and provides information services to the consumer finance industry.

  THE RECONCILIATION COLUMN includes unallocated goodwill, the net impact of transfer pricing loan and deposit balances, the cost of external debt, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the consolidated level.


-------------------------------------------------------------------------------------------------------
(income/expense in millions,
average balances in billions)
                                                                                  Recon-      Consoli-
                                      Community    Wholesale   Wells Fargo     ciliation         dated
                                        Banking      Banking     Financial     Column (4)      Company
------------------------------------------------------------------------------------------------------
2001
NET INTEREST INCOME (1)                 $ 8,910       $1,969        $1,679         $ (98)      $12,460
PROVISION FOR LOAN LOSSES                 1,015          278           487            --         1,780
NONINTEREST INCOME                        5,189        2,113           371            17         7,690
NONINTEREST EXPENSE                       9,118        2,345         1,096           332        12,891
                                        -------       ------        ------         -----       -------
INCOME (LOSS) BEFORE INCOME
   TAX EXPENSE (BENEFIT)                  3,966        1,459           467          (413)        5,479
INCOME TAX EXPENSE (BENEFIT) (2)          1,398          531           179           (52)        2,056
                                        -------       ------        ------         -----       -------
NET INCOME (LOSS)                         2,568          928           288          (361)        3,423
LESS:  IMPAIRMENT AND OTHER SPECIAL
   CHARGES (AFTER TAX) (3)               (1,089)         (62)           --            (6)       (1,157)
                                        -------       ------        ------         -----       -------
NET INCOME (LOSS) EXCLUDING
   IMPAIRMENT AND OTHER SPECIAL CHARGES $ 3,657       $  990        $  288         $(355)      $ 4,580
                                        =======       ======        ======         =====       =======

2000
Net interest income (1)                 $ 7,586       $1,949        $1,424         $ (94)      $10,865
Provision for loan losses                   849          151           329            --         1,329
Noninterest income                        6,685        1,768           304            86         8,843
Noninterest expense                       8,542        1,946           986           356        11,830
                                        -------       ------        ------         -----       -------
Income (loss) before income
   tax expense (benefit)                  4,880        1,620           413          (364)        6,549
Income tax expense (benefit) (2)          1,774          613           155           (19)        2,523
                                        -------       ------        ------         ------      -------
Net income (loss)                       $ 3,106       $1,007        $  258         $(345)      $ 4,026
                                        =======       ======        ======         =====       =======

1999
Net interest income (1)                 $ 7,479       $1,403        $1,314         $ (80)      $10,116
Provision for loan losses                   712          102           288             2         1,104
Noninterest income                        6,371        1,194           311            99         7,975
Noninterest expense                       8,194        1,154           952           337        10,637
                                        -------       ------        ------         -----       -------
Income (loss) before income
   tax expense (benefit)                  4,944        1,341           385          (320)        6,350
Income tax expense (benefit) (2)          1,700          500           142            (4)        2,338
                                        -------       ------        ------         -----       -------
Net income (loss)                       $ 3,244       $  841        $  243         $(316)      $ 4,012
                                        =======       ======        ======         =====       =======

2001
AVERAGE LOANS                           $   100       $   50        $   13         $  --       $   163
AVERAGE ASSETS                              198           66            15             6           285
AVERAGE CORE DEPOSITS                       152           16            --            --           168

2000
Average loans                           $    89       $   46        $   11         $  --       $   146
Average assets                              173           58            12             7           250
Average core deposits                       131           15            --            --           146

------------------------------------------------------------------------------------------------------

(1) Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Community Banking and Wholesale Banking are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate.
(2) Taxes vary by geographic concentration of revenue generation. Taxes as presented may differ from the consolidated Company's effective tax rate as a result of taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The offsets for these adjustments are found in the reconciliation column.
(3) Non-cash impairment and other special charges recognized in the second quarter of 2001, which are included in noninterest income, mainly related to impairment of publicly traded and private equity securities, primarily in the venture capital portfolio.
(4) The material items in the reconciliation column related to revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities and unallocated items. Revenue includes Treasury activities of $14 million, $63 million and $83 million; and unallocated items of $(95) million, $(71) million, and $(64) million for 2001, 2000 and 1999, respectively. Net income includes Treasury activities of $6 million, $38 million and $51 million; and unallocated items of $(367) million, $(383) million and $(367) million for 2001, 2000 and 1999, respectively. The material item in the reconciliation column related to noninterest expense is amortization of unallocated goodwill of $329 million, $327 million and $318 million for 2001, 2000 and 1999, respectively. The material item in the reconciliation column related to average assets is unallocated goodwill of $6 billion and $7 billion for 2001 and 2000, respectively .

18.  SECURITIZATIONS

The Company routinely originates, securitizes and sells mortgage loans and, from time to time, other financial assets, including student loans, auto receivables and securities, into the secondary market. As a result of this process, the Company typically retains the servicing rights and may retain other beneficial interests from the sales. These securitizations are usually structured without recourse to the Company and without restrictions on the retained interest. The retained interests do not contain significant credit risks. The Company recognized gains from sales of financial assets in securitizations of $623 million in 2001, compared with $298 million in 2000. Additionally, the Company had the following cash flows with securitization trusts:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                  -----------------------------------------------------------------
                                                                            2001                               2000
                                                  ------------------------------     ------------------------------
                                                   Residential             Other      Residential             Other
                                                      mortgage         financial         mortgage         financial
(in millions)                                            loans            assets            loans            assets
-------------------------------------------------------------------------------------------------------------------
Proceeds from new securitizations                      $16,410            $3,024           $4,397            $4,540
Servicing fees                                              65                42               58                34
Cash flows on interest-only strips                         144               112              115               112
-------------------------------------------------------------------------------------------------------------------


    In the normal course of creating securities for investors, the Company may sponsor the special purpose entities which hold, for the benefit of the investors, the loans or leases that are the source of payment to the investors. Those special purpose entities are consolidated unless they meet the criteria for a qualifying special purpose entity in accordance with FASB Statement No. 140 (FAS 140), ACCOUNTING FOR THE TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, or they have a substantial residual equity investment by an unaffiliated entity and the Company does not retain a controlling interest as a result of the Company's ownership of residual equity.

19.  MORTGAGE BANKING ACTIVITIES

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, comprise residential and commercial mortgage originations and servicing. The following table presents the components of mortgage banking noninterest income:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                       --------------------------------------------
(in millions)                                                               2001             2000              1999
-------------------------------------------------------------------------------------------------------------------

Origination and other closing fees                                        $  737           $  350            $  406
Servicing fees, net of amortization
    and impairment                                                          (260)             665               404
Net gains on securities available for sale                                   134               --                --
Net gains on sales of mortgage servicing rights                               --              159               193
Net gains on mortgage loan origination/sales activities                      705               38               117
All other                                                                    355              232               287
                                                                          ------           ------            ------
    Total mortgage banking noninterest
       income                                                             $1,671           $1,444            $1,407
                                                                          ======           ======            ======
-------------------------------------------------------------------------------------------------------------------


    The managed servicing portfolio totaled $514 billion at December 31, 2001, $468 billion at December 31, 2000 and $308 billion at December 31, 1999, which included loans subserviced for others of $63 billion, $85 billion and $9 billion, respectively.

    The following table summarizes the changes in capitalized mortgage loan servicing rights:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                      ---------------------------------------------
(in millions)                                                               2001             2000              1999
-------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                $5,609           $4,652            $3,294
    Originations                                                           1,883              702             1,110
    Purchases                                                                962            1,212               695
    Sales                                                                     --              (58)             (172)
    Amortization                                                            (914)            (554)             (721)
    Other (includes changes in mortgage
       servicing rights due to hedging)                                     (175)            (345)              446
                                                                          ------           ------            ------
                                                                           7,365            5,609             4,652
    Less: Valuation allowance                                              1,124               --                --
                                                                          ------           ------            ------

Balance, end of year                                                      $6,241           $5,609            $4,652
                                                                          ======           ======            ======

-------------------------------------------------------------------------------------------------------------------

    The key economic assumptions used in determining the fair value of mortgage servicing rights and other retained interests related to residential mortgage loan securitizations at the date of securitization resulting from securitizations completed in 2001 and 2000 were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                       Mortgage servicing rights           Other retained interests
                                                       -------------------------           ------------------------
                                                          2001              2000             2001              2000
-------------------------------------------------------------------------------------------------------------------
Prepayment speed (annual CPR) (1)                        13.41%             12.8%           16.41%             10.2%
Weighted average life (in years)                           7.1               7.9              6.1               8.2
Discount rates (1)                                         8.9%             10.6%            11.2%             12.0%

CPR - Constant prepayment rate
-------------------------------------------------------------------------------------------------------------------

(1) Discount rates and prepayment speeds represent weighted averages for all retained interests resulting from residential mortgage securitizations completed in 2001 and 2000.

    At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights, both purchased and retained, and other retained interests related to residential mortgage loan securitizations to immediate 10% and 25% adverse changes in those assumptions are presented in the table to the right.

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

-------------------------------------------------------------------------------------------------------------------
(in millions)                                          Mortgage servicing rights           Other retained interests
-------------------------------------------------------------------------------------------------------------------
Fair value of retained interests                                          $6,397                             $1,470
Expected weighted average life (in years)                                    5.6                                5.3

Prepayment speed assumption (annual CPR)                                    16.5%                              15.9%
     Decrease in fair value from 10% adverse change                       $  333                             $   86
     Decrease in fair value from 25% adverse change                          772                                199

Discount rate assumption                                                    7.41%                              7.41%
     Decrease in fair value from 100 basis point
         adverse change                                                   $  270                             $   59
     Decrease in fair value from 200 basis point
         adverse change                                                      504                                108

-------------------------------------------------------------------------------------------------------------------

    Not included in the table above are mortgage servicing rights, both purchased and retained, with a fair value of $14 million and other retained interests with a fair value of $150 million related to commercial mortgage loan securitizations and other retained interests of $325 million related to securitizations of student loans, auto receivables and securities.

20.  PARENT COMPANY

Condensed financial information of the Parent follows. For information regarding the Parent's long-term debt, see Note 9.

CONDENSED STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                          ----------------------------------------
(in millions)                                                                  2001            2000           1999
------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
      Bank                                                                   $2,360          $2,318         $2,378
      Nonbank                                                                   218           1,139            153
Interest income from subsidiaries                                               566             701            616
Service fees from subsidiaries                                                   49              45            104
Other income                                                                    180             369             95
                                                                             ------          ------         ------
           Total income                                                       3,373           4,572          3,346
                                                                             ------          ------         ------

EXPENSE
Interest on:
      Short-term borrowings                                                     305             464            350
      Long-term debt                                                            691             739            514
Noninterest expense                                                             148             116            380
                                                                             ------          ------         ------
           Total expense                                                      1,144           1,319          1,244
                                                                             ------          ------         ------

Income before income tax benefit and
      undistributed income of subsidiaries                                    2,229           3,253          2,102
Income tax benefit (expense)                                                    230             114           (161)
Equity in undistributed income of subsidiaries                                  964             659          2,071
                                                                             ------          ------         ------

NET INCOME                                                                   $3,423          $4,026         $4,012
                                                                             ======          ======         ======
-------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEET

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                                                 ----------------------------------
(in millions)                                                                          2001                    2000
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and noninterest-bearing balances due from:
      Subsidiary banks                                                              $     2                 $    --
      Non-affiliates                                                                     74                      50
Interest-bearing balances due from
      subsidiary banks                                                                2,834                   1,759
Securities available for sale                                                         1,531                   1,982
Loans and advances to subsidiaries:
      Bank                                                                              200                     200
      Nonbank                                                                        10,439                  10,862
Investment in subsidiaries (1):
      Bank                                                                           28,741                  26,386
      Nonbank                                                                         4,781                   4,845
Other assets                                                                          2,326                   1,257
                                                                                    -------                 -------
         Total assets                                                               $50,928                 $47,341
                                                                                    =======                 =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                               $ 4,969                 $ 5,848
Other liabilities                                                                     1,086                     900
Long-term debt                                                                       14,456                  12,994
Indebtedness to subsidiaries                                                          1,657                   1,111
Guaranteed preferred beneficial interests
      in Company's subordinated debentures                                            1,546                      --
Stockholders' equity                                                                 27,214                  26,488
                                                                                    -------                 -------
Total liabilities and stockholders' equity                                          $50,928                 $47,341
                                                                                    =======                 =======
-------------------------------------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 123% and 118% at December 31, 2001 and 2000, respectively.

CONDENSED STATEMENT OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                       -------------------------------------------
(in millions)                                                              2001              2000             1999
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                          $ 3,423           $ 4,026          $ 4,012
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed income of subsidiaries                    (964)             (659)          (2,071)
         Depreciation and amortization                                       19                18               26
         Release of preferred shares to ESOP                                159               127               86
         Other assets, net                                                 (848)              295              114
         Accrued expenses and other liabilities                             143              (127)             536
                                                                        -------           -------          -------

Net cash provided by operating activities                                 1,932             3,680            2,703
                                                                        -------           -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
      Proceeds from sales                                                   626               739              348
      Proceeds from prepayments and maturities                               85               112              120
      Purchases                                                            (462)           (1,067)            (872)
    Net advances to nonbank subsidiaries                                   (722)           (2,499)             724
    Principal collected on notes/loans of subsidiaries                    1,304             1,487            1,108
    Capital notes and term loans made to subsidiaries                      (159)           (2,007)            (505)
    Net increase in investment in subsidiaries                             (979)           (1,804)          (1,003)
                                                                        -------           -------          -------

Net cash used by investing activities                                      (307)           (5,039)             (80)
                                                                        -------           -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (decrease) increase in short-term borrowings
      and indebtedness to subsidiaries                                     (331)             (743)           1,059
    Proceeds from issuance of long-term debt                              4,527             6,590            6,574
    Repayment of long-term debt                                          (3,066)           (4,400)          (1,780)
    Proceeds from issuance of guaranteed preferred
      beneficial interests in Company's subordinated
      debentures                                                          1,546                --               --
    Proceeds from issuance of common stock                                  484               422              517
    Repurchases of common stock                                          (1,760)           (3,235)          (2,122)
    Preferred stock redeemed                                               (200)               --               --
    Net decrease in ESOP loans                                               --                --                2
    Payment of cash dividends                                            (1,724)           (1,586)          (1,436)
                                                                        -------           -------          -------

Net cash (used) provided by financing activities                           (524)           (2,952)           2,814
                                                                        -------           -------          -------
    NET CHANGE IN CASH AND CASH EQUIVALENTS                               1,101            (4,311)           5,437
Cash and cash equivalents at beginning of year                            1,809             6,120              683
                                                                        -------           -------          -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 2,910           $ 1,809          $ 6,120
                                                                        =======           =======          =======
------------------------------------------------------------------------------------------------------------------

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

  Management believes that, as of December 31, 2001, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.

  Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the covered subsidiary banks.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    To be well
                                                                                                             capitalized under
                                                                                                                    the FDICIA
                                                                                 For capital                 prompt corrective
                                                        Actual             adequacy purposes                 action provisions
                                             -----------------   ---------------------------       ---------------------------
(in billions)                                 Amount     Ratio         Amount          Ratio             Amount          Ratio
---------------------------------------       ------    ------   ------------    -----------       ------------   ------------
As of December 31, 2001:
    Total capital (to risk-weighted assets)
        Wells Fargo & Company                  $27.3    10.45%   > or = $20.9    > or = 8.00%
        Wells Fargo Bank, N.A.                  15.7    11.79    > or =  10.7    > or = 8.00       > or = $13.3   > or = 10.00%
        Wells Fargo Bank Minnesota, N.A.         3.3    11.14    > or =   2.4    > or = 8.00       > or =   3.0   > or = 10.00

    Tier 1 capital (to risk-weighted assets)
        Wells Fargo & Company                  $18.2     6.99%   > or = $10.4    > or = 4.00%
        Wells Fargo Bank, N.A.                   9.5     7.16    > or =   5.3    > or = 4.00       > or = $ 8.0   > or =  6.00%
        Wells Fargo Bank Minnesota, N.A.         3.0    10.19    > or =   1.2    > or = 4.00       > or =   1.8   > or =  6.00

    Tier 1 capital (to average assets)
      (Leverage ratio)
        Wells Fargo & Company                  $18.2     6.25%   > or = $11.7    > or = 4.00%(1)
        Wells Fargo Bank, N.A.                   9.5     7.31    > or =   5.2    > or = 4.00 (1)   > or = $ 6.5   > or =  5.00%
        Wells Fargo Bank Minnesota, N.A.         3.0     5.99    > or =   2.0    > or = 4.00 (1)   > or =   2.5   > or =  5.00
------------------------------------------------------------------------------------------------------------------------------

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


23. DERIVATIVE FINANCIAL INSTRUMENTS

The Company adopted FAS 133 on January 1, 2001. The effect on net income from the adoption was an increase of $13 million (after tax). The pretax amount of $22 million was recorded as a component of other noninterest income. In accordance with the transition provisions of FAS 133, the Company recorded a transition adjustment of $71 million, net of tax, (increase in equity) in other comprehensive income in a manner similar to a cumulative effect of a change in accounting principle. The transition adjustment was the initial amount necessary to adjust the carrying values of certain derivative instruments (that qualified as cash flow hedges) to fair value to the extent that the related hedge transactions had not yet been recognized.

  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate volatility. The Company's interest rate risk management strategy involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not have a significant adverse effect on the net interest margin and cash flows. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. In a fair value hedging strategy, the effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. In a cash flow hedging strategy, the variability of cash payments due to interest rate fluctuations is managed by the effective use of derivative instruments that are linked to hedged assets and liabilities.

  Derivative instruments that the Company uses as part of its interest rate risk management strategy include interest rate swaps and floors, interest rate futures and forward contracts, and options. The Company also offers various derivative contracts, which include interest rate, commodity and foreign exchange contracts to its customers but usually offsets such contracts by purchasing other financial contracts. The customer accommodations are treated as free-standing derivatives held for trading. The free-standing derivative instruments also include derivative transactions entered into for risk management purposes that do not otherwise qualify for hedge accounting. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets.

  By using derivative instruments, the Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. If a counterparty fails to perform, credit risk is equal to the fair value gain in a derivative. The Company minimizes the credit risk through credit approvals, limits and monitoring procedures. Credit risk related to derivative contracts is considered and, if material, provided for separately. As the Company generally enters into transactions only with counterparties that carry quality credit ratings, losses associated with counterparty nonperformance on derivative contracts have been immaterial. Further, the Company obtains collateral where appropriate and uses master netting arrangements in accordance with FASB Interpretation No. 39, OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS, as amended by FASB

Interpretation No. 41, OFFSETTING OF AMOUNTS RELATED TO CERTAIN REPURCHASE AND REVERSE REPURCHASE AGREEMENTS.

  The Company's derivative activities are monitored by the Asset/Liability Committee. The Company's Treasury function, which includes asset/liability management, is responsible for implementing various hedging strategies that are developed through its analysis of data from financial models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company's overall interest rate risk management and trading strategies.

FAIR VALUE HEDGES
The Company enters into interest rate swaps to convert a majority of its fixed-rate long-term debt to floating-rate debt. The decisions to convert fixed-rate debt to floating takes into consideration the asset/liability repricing characteristics, the desired asset/liability sensitivity and current level of interest rates. Additionally, the Company enters into a combination of derivative instruments (futures, floors, forwards, swaps and options) to hedge changes in fair value of its mortgage servicing rights as it relates to changes in London Interbank Offered Rate (LIBOR) interest rates and changes in the credit risk. In determining the portion of mortgage servicing rights to hedge, the Company takes into account natural offsets from the mortgage loan production franchise.

  The Company recognized a net gain of $11 million for 2001, as an offset to interest expense, representing the ineffective portion of fair value hedges of long-term debt. For long-term debt, in some instances all components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness, whereas, in other instances, only the benchmark interest rate is included in the assessment of hedge effectiveness. Additionally, for 2001, the Company recognized a net gain of $521 million in noninterest income, which represents the ineffective portion of all fair value hedges of mortgage servicing rights. For mortgage servicing rights, all components of each derivative instrument's gain or loss are included in the measurement of hedge ineffectiveness, as reflected in the statement of income, while the time decay and the volatility components of an option's change in value are excluded from the assessment of hedge effectiveness. As of December 31, 2001, all designated hedges continued to qualify as fair value hedges.

CASH FLOW HEDGES
The Company enters into interest rate swaps and floors to convert floating-rate loans to fixed rates. The loans are typically grouped by the same risk exposure for which they are being hedged. Specific types of loans and amounts that are hedged are determined based on prevailing market conditions, the asset/liability mix of the Company and the current shape of the yield curve. Additionally, to hedge the forecasted sale of its mortgage loans, the Company enters into futures contracts and mandatory forward contracts, including options on futures and forward contracts.

  For 2001, the Company recognized a net loss of $120 million, which represents the total ineffectiveness of all cash flow hedges. Gains and losses on derivative contracts that are reclassified from cumulative other comprehensive income to current period earnings are included in the line item in which the hedged item's effect in earnings is recorded. All components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness, except for derivative instruments hedging commercial loans indexed to LIBOR, where only the benchmark interest rate is included in the assessment of hedge effectiveness. For the period ended December 31, 2001, all designated hedges continued to qualify as cash flow hedges. Further, all designated forecasted transactions remain probable of occurring.

  As of December 31, 2001, $110 million of deferred net gains on derivative instruments included in other comprehensive income are expected to be reclassified to net income during the next twelve months. The maximum term over which the Company is hedging its exposure to the variability of future cash flows for all forecasted transactions, excluding those related to payments of variable interest in existing financial instruments, is ten years for hedges converting floating-rate loans to fixed and one year for hedges of forecasted sales of mortgage loans.

FREE-STANDING DERIVATIVE INSTRUMENTS
The Company enters into various derivative contracts which primarily focus on providing derivative products to customers. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivative contracts are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions and, therefore, do not qualify for hedge accounting.

  Interest rate lock commitments issued on residential mortgage loans intended to be held for resale are considered free-standing derivative instruments. The interest rate exposure on these commitments is economically hedged primarily with options and forwards. The commitments and free-standing derivative instruments are marked to market and recorded as a component of mortgage banking noninterest income in the statement of income.

  Derivative instruments utilized by the Company and classified as free-standing instruments include interest rate swaps, futures, forwards, floors and caps purchased and written, options purchased and written, and warrants.

The following table summarizes the aggregate notional or contractual amounts, credit risk amount and estimated net fair value for the Company's derivative financial instruments at December 31, 2001 and 2000.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      December 31,
                                          ---------------------------------------------------------------------------------------
                                                                               2001                                          2000
                                          -----------------------------------------     -----------------------------------------
                                          NOTIONAL OR          CREDIT     ESTIMATED     Notional or          Credit     Estimated
                                          CONTRACTUAL            RISK      NET FAIR     contractual            risk      net fair
(in millions)                                  AMOUNT       AMOUNT (3)        VALUE          amount       amount (3)        value
---------------------------------------------------------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT
    HEDGES
Interest rate contracts:
     Swaps (1)                               $ 27,868          $1,594        $1,559         $25,817            $391          $368
     Futures                                      264              --            --          71,484              --           141
     Floors and caps (1)                          500              27            27          20,139             191           191
     Options (1) (2) (4)                      499,430             286           184          20,620             275           267
     Forwards (1)                             113,620             290          (263)         21,392              69           (93)

Foreign exchange contracts:
     Forwards (1)                                  --              --            --              72              --            (2)

CUSTOMER ACCOMMODATIONS AND TRADING
Interest rate contracts:
     Swaps (1)                                 68,332           1,657           148          40,934             635            58
     Futures                                   22,762              --            --          17,890              --            --
     Floors and caps purchased (1)             24,255             440           440          14,196             107           107
     Floors and caps written                   24,309              --          (385)         15,310              --           (76)
     Options purchased (1)                      2,435              18            18           1,205              12            12
     Options written                           23,117              --          (162)             71              --            (3)
     Forwards (1)                              41,837             248           173             150               2            (1)

Commodity contracts:
     Swaps (1)                                     66              10             1             167              57             1
     Floors and caps purchased (1)                104               8             8              58               8             8
     Floors and caps written                      105              --            (8)             57              --            (8)

Equity contracts:
     Swaps                                      3,464              13            (1)             --              --            --
     Options purchased                            704              33            33              --              --            --
     Options written                              529              --           (29)             --              --            --

Foreign exchange contracts:
     Forwards (1)                               8,968             227            65           7,283             150            31
     Options purchased (1)                        275              18            18              42               1             1
     Options written                              260              --           (17)             42              --            (1)
---------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these contracts or the underlying financial instruments.
(2) At December 31, 2001, the purchased option contracts were predominantly options on futures contracts, which are exchange traded for which the exchange assumes counterparty risk.
(3) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.
(4) Includes purchased options with notional or contractual amounts, credit risk amounts and estimated net fair value of $263,617 million, $286 million, and $286 million, respectively, at December 31, 2001. Includes written options with notional or contractual amounts, credit risk amounts and estimated net fair values of $235,813 million, nil and $(102) million, respectively, at December 31, 2001.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of this Statement and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table on page 96 are recorded in the Consolidated Balance Sheet under the indicated captions, except for the derivative financial instruments which are recorded in other assets.

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

SECURITIES AVAILABLE FOR SALE
Securities available for sale at December 31, 2001 and 2000 are set forth in
Note 4.

MORTGAGES HELD FOR SALE
The fair value of mortgages held for sale is based on quoted market prices.

LOANS HELD FOR SALE
The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics.

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

  For consumer finance and credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

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

  Commitments, standby letters of credit and commercial and similar letters of credit not included in the table on page 96 have contractual values of $99.7 billion, $5.5 billion and $577 million, respectively, at December 31, 2001, and $92.7 billion, $5.6 billion and $729 million, respectively, at December 31, 2000. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 2001, 38% mature within one year.

TRADING ASSETS
Trading assets, which are carried at fair value, are set forth in Note 6.

NONMARKETABLE EQUITY INVESTMENTS

There are restrictions on the sale and/or liquidation of the Company's nonmarketable equity investments, including Federal Reserve Bank Stock. For the Federal Reserve Bank Stock carrying value equals fair value. The Company uses all facts and circumstances available to estimate the fair value of its cost method investments. Typical considerations include: access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, and prospects for its future.

FINANCIAL LIABILITIES

DEPOSIT LIABILITIES
FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the following table is their carrying value at December 31, 2001 and 2000. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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

LIMITATIONS
These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2001 and 2000. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

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

  The following table presents a summary of the Company's remaining financial instruments, as defined by FAS 107:

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                           --------------------------------------------------------
                                                                                 2001                          2000
                                                           --------------------------     -------------------------
                                                              CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                                   AMOUNT     FAIR VALUE         amount     fair value
-------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Mortgages held for sale                                       $ 30,405       $ 30,405       $ 11,812       $ 11,812
Loans held for sale                                              4,745          4,828          4,539          4,637
Loans, net (1)                                                 168,725        167,400        157,396        154,379
Nonmarketable equity investments                                 4,062          4,239          4,142          4,435

FINANCIAL LIABILITIES
Deposits                                                      $187,266       $187,520       $169,559       $169,535
Long-term debt (2)                                              36,068         37,610         32,019         31,869
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                       2,435          2,830            935            967

DERIVATIVE FINANCIAL INSTRUMENTS (3)
   Interest rate contracts:
   Floors and caps purchased                                  $    467       $    467       $    184       $    298
   Floors and caps written                                        (385)          (385)           (76)           (76)
   Options purchased                                               298            298            106            287
   Options written                                                (258)          (258)           (13)           (11)
   Swaps                                                         1,707          1,707            177            427
   Futures                                                          --             --            141            141
   Forwards                                                        (90)           (90)          (245)           (94)
Foreign exchange contracts                                          66             66             31             29
Equity derivatives                                                   3              3             --             --
Commodity contracts                                                  1              1              1              1
-------------------------------------------------------------------------------------------------------------------

(1) Loans are net of deferred fees on loan commitments and standby letters of credit of $13 million and $9 million at December 31, 2001 and 2000, respectively.
(2) The carrying amount and fair value exclude obligations under capital leases of $27 million at December 31, 2001 and 2000.
(3) The 2001 carrying amounts are at estimated fair value in accordance with FAS 133. The 2000 carrying amounts include unamortized fees paid or received and gains or losses on derivative financial instruments receiving mark-to-market treatment.

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------

The Board of Directors and Stockholders of Wells Fargo & Company:

         We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

San Francisco, California
January 15, 2002

                            QUARTERLY FINANCIAL DATA

             CONDENSED CONSOLIDATED STATEMENT OF INCOME - QUARTERLY
                                   (UNAUDITED)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 2001                                          2000
                                                                        Quarter ended                                 Quarter ended
                                           ------------------------------------------    ------------------------------------------
(in millions, except per share amounts)    DEC. 31    SEPT. 30   JUNE 30     MAR. 31     Dec. 31  Sept. 30(1) June 30(1) Mar. 31(1)
-------------------------------------------------------------------------------------    ------------------------------------------
INTEREST INCOME                            $ 4,690     $ 4,816    $ 4,816     $ 4,881     $ 4,934    $ 4,870    $ 4,543    $  4,378
INTEREST EXPENSE                             1,258       1,615      1,808       2,061       2,140      2,095      1,879       1,746
                                           -------     -------    -------     -------     -------    -------    -------     -------

NET INTEREST INCOME                          3,432       3,201      3,008       2,820       2,794      2,775      2,664       2,632

Provision for loan losses                      536         455        427         361         352        425        275         276
                                           -------     -------    -------     -------     -------    -------    -------     -------
Net interest income after
   provision for loan losses                 2,896       2,746      2,581       2,459       2,442      2,350      2,389       2,356
                                           -------     -------    -------     -------     -------    -------    -------     -------

NONINTEREST INCOME
Service charges on deposit accounts            506         470        471         428         437        435        428         404
Trust and investment fees                      454         424        417         415         421        412        394         397
Credit card fees                               216         203        196         181         187        194        175         167
Other fees                                     323         303        311         307         295        300        266         251
Mortgage banking                               394         369        517         391         434        341        336         334
Insurance                                      221         196        210         118         119         80        117          95
Net venture capital (losses) gains             (37)       (124)    (1,487)         17         203        535        320         885
Net gains (losses) on securities
   available for sale                          154         165         27         117         259       (341)       (39)       (601)
Other                                          216         277       (117)        440         256         99        138         111
                                           -------     -------    -------     -------     -------    -------    -------     -------
   Total noninterest income                  2,447       2,283        545       2,414       2,611      2,055      2,135       2,043
                                           -------     -------    -------     -------     -------    -------    -------     -------

NONINTEREST EXPENSE
Salaries                                     1,012       1,020      1,018         977         920        945        906         881
Incentive compensation                         411         315        265         204         222        271        185         168
Employee benefits                              223         223        236         278         247        241        245         255
Equipment                                      237         217        217         237         307        211        208         221
Net occupancy                                  259         240        239         237         247        236        233         238
Goodwill                                       158         156        152         144         141        136        136         117
Core deposit intangible                         40          41         41          43          45         46         47          48
Net (gains) losses on dispositions
   of premises and equipment                    --          (2)        --         (19)          3         (9)       (17)        (34)
Other                                        1,114         977      1,087         895       1,086        947        909         842
                                           -------     -------    -------     -------     -------    -------    -------     -------
   Total noninterest expense                 3,454       3,187      3,255       2,996       3,218      3,024      2,852       2,736
                                           -------     -------    -------     -------     -------    -------    -------     -------

INCOME (LOSS) BEFORE INCOME TAX
   EXPENSE                                   1,889       1,842       (129)      1,877       1,835      1,381      1,672       1,663
Income tax expense (benefit)                   708         678        (42)        712         707        560        635         623
                                           -------     -------    -------     -------     -------    -------    -------     -------

NET INCOME (LOSS)                          $ 1,181     $ 1,164    $   (87)    $ 1,165     $ 1,128    $   821    $ 1,037     $ 1,040
                                           =======     =======    =======     =======     =======    =======    =======     =======

NET INCOME (LOSS) APPLICABLE TO
   COMMON STOCK                            $ 1,180     $ 1,160    $   (91)    $ 1,161     $ 1,124    $   816    $ 1,033     $ 1,036
                                           =======     =======    =======     =======     =======    =======    =======     =======

EARNINGS (LOSS) PER COMMON SHARE           $   .70     $   .68    $  (.05)    $   .68     $   .66    $   .48    $   .61     $   .61
                                           =======     =======    =======     =======     =======    =======    =======     =======
DILUTED EARNINGS (LOSS)
   PER COMMON SHARE                        $   .69     $   .67    $  (.05)    $   .67     $   .65    $   .47    $   .61     $   .61
                                           =======     =======    =======     =======     =======    =======    =======     =======

DIVIDENDS DECLARED PER
   COMMON SHARE                            $   .26     $   .26    $   .24     $   .24     $   .24    $   .22    $   .22     $   .22
                                           =======     =======    =======     =======     =======    =======    =======     =======

Average common shares outstanding          1,696.7     1,710.6    1,714.9     1,715.9     1,710.5    1,707.7    1,682.8     1,696.7
                                           =======     =======    =======     =======     =======    =======    =======     =======
Diluted average common
   shares outstanding                      1,709.2     1,726.9    1,714.9     1,738.7     1,732.4    1,728.0    1,702.6     1,711.3
                                           =======     =======    =======     =======     =======    =======    =======     =======

-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been restated to reflect the pooling-of-interests accounting treatment of the FSCO Merger. The restated amounts include adjustments to conform the accounting policies of First Security and Wells Fargo.