Form 10-K, Exhibit 13
period 2002-12-31
WELLS FARGO & CO/MN
filed 2003-03-14
CIK 72971

Financial Review
34	Overview
37	Critical Accounting Policies
40	Earnings Performance
40	Net Interest Income
41	Noninterest Income
44	Noninterest Expense
45	Operating Segment Results
45	Balance Sheet Analysis
45	Securities Available for Sale (table on page 71)
46	Loan Portfolio(table on page 72)
46	Deposits
46	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
46	Off-Balance Sheet Arrangements, Guarantees and Other Commitments
48	Contractual Obligations
48	Transactions with Related Parties
48	Risk Management
48	Credit Risk Management Process
49	Nonaccrual Loans and Other Assets
50	Allowance for Loan Losses (table on page 75)
50	Asset/Liability and Market Risk Management
50	Interest Rate Risk
51	Mortgage Banking Interest Rate Risk
51	Market Risk—Trading Activities
52	Market Risk—Equity Markets
52	Liquidity and Funding
53	Capital Management
54	Comparison of 2001 with 2000
55	Factors That May Affect Future Results
59	Additional Information
Financial Statements
60	Consolidated Statement of Income
61	Consolidated Balance Sheet
62	Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income
63	Consolidated Statement of Cash Flows
64	Notes to Financial Statements
109	Independent Auditors' Report
110	Quarterly Financial Data
112	Index

WELLS FARGO & COMPANY 33

        This Annual Report, including the Financial Review and the Financial Statements and the related Notes, contains forward-looking statements about the Company. Broadly speaking, forward-looking statements include forecasts of future financial results and condition, expectations for future operations and business, and any assumptions underlying those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual outcomes and results might differ significantly from forecasts and expectations. Please refer to "Factors that May Affect Future Results" for a discussion of some of the factors that may cause results to differ.

Overview

Wells Fargo & Company is a $349 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, commercial businesses and financial institutions in all 50 states of the U.S. and in other countries. It ranked fourth in assets and third in market capitalization among U.S. bank holding companies at December 31, 2002. In this Annual Report, Wells Fargo & Company and Subsidiaries (consolidated) is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

        Certain amounts in the Financial Review for prior years have been reclassified to conform with the current financial statement presentation.

        Net income for 2002, before the effect of the accounting change related to FAS 142, was $5.71 billion, or $3.32 per share, compared with $3.99 billion, or $2.30 per share (excluding goodwill amortization), for 2001. On the same basis, return on average assets (ROA) was 1.77% and return on average common equity (ROE) was 19.60% in 2002, compared with 1.40% and 14.94%, respectively, (excluding goodwill amortization) for 2001.

        The Company completed its initial goodwill impairment assessment under Financial Accounting Standards Board (FASB) Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets, and recorded a transitional impairment charge of $276 million (after tax) in first quarter 2002. At December 31, 2002, the Company had $9.75 billion of goodwill, $5.50 billion of which related to the 1996 purchase of First Interstate Bancorp.

        Net income in 2002, after the effect of the accounting change related to FAS 142, was $5.43 billion compared with $3.42 billion in 2001. Earnings per common share were $3.16 in 2002, compared with $1.97 in 2001. ROA was 1.69% and ROE was 18.66% in 2002, compared with 1.20% and 12.79%, respectively, in 2001. Net income and earnings per share in 2001 included the second quarter 2001 impairment of public and private equity securities and other special charges of $1.16 billion (after tax), or $.67 per share. Excluding these second quarter 2001 charges and goodwill amortization, 2001 net income was $5.15 billion and earnings per share were $2.97. On the same basis for 2001, ROA was 1.80% and ROE was 19.28%.

        Net interest income on a taxable-equivalent basis was $14.96 billion in 2002, compared with $12.54 billion a year ago. The Company's net interest margin was 5.57% for 2002, compared with 5.36% in 2001.

        Noninterest income was $9.64 billion in 2002, compared with $7.69 billion in 2001. Noninterest income in 2001 included approximately $1.72 billion (before tax) of other-than-temporary impairment in the valuation of publicly-traded securities and private equity investments recorded in the second quarter of 2001.

        Revenue, the sum of net interest income and noninterest income, adjusted for the $1.72 billion (before tax) of non-cash impairment in 2001, increased 12% to $24.50 billion in 2002 from $21.87 billion in 2001.

        Noninterest expense totaled $13.91 billion in 2002, compared with $12.89 billion in 2001, an increase of 8%. The increase was primarily due to an increase in mortgage and home equity loan volume.

        During 2002, net charge-offs were $1.73 billion, or .96% of average total loans, compared with $1.78 billion, or 1.09%, during 2001. The provision for loan losses in 2002 and 2001 approximated net charge-offs. The allowance for loan losses was $3.86 billion, or 1.96% of total loans, at December 31, 2002, compared with $3.76 billion, or 2.18%, at December 31, 2001.

        At December 31, 2002, total nonaccrual loans were $1.49 billion, or .8% of total loans, compared with $1.64 billion, or 1.0%, at December 31, 2001. Foreclosed assets were $201 million at December 31, 2002, compared with $171 million at December 31, 2001.

        The ratio of common stockholders' equity to total assets was 8.67% at December 31, 2002, compared with 8.83% at December 31, 2001. The Company's total risk-based capital (RBC) ratio at December 31, 2002 was 11.31% and its Tier 1 RBC ratio was 7.60%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's RBC ratios at December 31, 2001 were 10.45% and 6.99%, respectively. The Company's Tier 1 leverage ratios were 6.58% and 6.25% at December 31, 2002 and 2001, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

34 FINANCIAL REVIEW

Table 1: Ratios and Per Common Share Data
($ in millions, except per share amounts)	Year ended December 31,

	2002	2001	2000
Before effect of change in account principle(1) and excluding goodwill amortization
PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.77%	1.40%	1.81%
Net income applicable to common stock to average common stockholders' equity (ROE)	19.60	14.94	18.53
Net income to average stockholders' equity	19.58	14.87	18.40
EFFICIENCY RATIO(2)	56.8%	60.9%	57.3%
After effect of change in accounting principle
PROFITABILITY RATIOS
ROA	1.69%	1.20%	1.61%
ROE	18.66	12.79	16.31
Net income to average stockholders' equity	18.64	12.75	16.20
EFFICIENCY RATIO(2)	56.8%	64.0%	60.0%
CAPITAL RATIOS
At year end:
Common stockholders' equity to assets	8.67%	8.83%	9.63%
Stockholders' equity to assets	8.69	8.85	9.72
Risk-based capital(3)
Tier 1 capital	7.60	6.99	7.29
Total capital	11.31	10.45	10.43
Tier 1 leverage(3)	6.58	6.25	6.49
Average balances:
Common stockholders' equity to assets	9.04	9.33	9.83
Stockholders' equity to assets	9.06	9.41	9.93
PER COMMON SHARE DATA
Dividend payout(4)	34.46%	50.25%	38.14%
Book value	$17.97	$16.01	$15.29
Market prices(5):
High	$54.84	$54.81	$56.38
Low	38.10	38.25	31.00
Year end	46.87	43.47	55.69

(1)
Change in accounting principle relates to transitional goodwill impairment charge recorded in first quarter 2002 related to the adoption of FAS 142.
(2)
The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).
(3)
See Note 25 (Regulatory and Agency Requirements) to Financial Statements for additional information.
(4)
Dividends declared per common share as a percentage of earnings per common share.
(5)
Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Recent Accounting Standards

In June 2001, the FASB issued Statement No. 143 (FAS 143), Accounting for Asset Retirement Obligations, which addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets. FAS 143 is effective January 1, 2003, with early adoption permitted. The Company adopted FAS 143 effective January 1, 2003 and the adoption of the statement will not have a material effect on the Company's financial statements.

        In June 2002, the FASB issued Statement No. 146 (FAS 146), Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities. Under FAS 146, such costs will be recognized when the liability is incurred, rather than at the date of commitment to an exit plan. FAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application permitted. The Company adopted FAS 146 on January 1, 2003 and the adoption of the statement will not have a material effect on the Company's financial statements.

        In October 2002, the FASB issued Statement No. 147 (FAS 147), Acquisitions of Certain Financial Institutions, which amends Statement No. 72 (FAS 72), Accounting for Certain Acquisitions of Banking or Thrift Institutions, and no longer requires the separate recognition and subsequent amortization of goodwill that was originally required by FAS 72. FAS 147 also amends Statement No. 144 (FAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets (such as core deposit intangibles). Effective October 1, 2002, the Company adopted FAS 147, and the adoption did not have a material effect on the Company's financial statements.

        In November of 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation describes the disclosures to be made by a guarantor in interim and annual financial statements about obligations under certain guarantees the guarantor has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 will not have a material effect on the Company's financial statements. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002.

        In December 2002, the FASB issued Statement No. 148 (FAS 148), Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment to FASB Statement 123. FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends the disclosure requirements of FASB Statement No. 123 (FAS 123), Accounting for Stock-Based Compensation, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of FAS 148 effective December 31, 2002.

        In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a

FINANCIAL REVIEW 35

controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The recognition and measurement provisions of this Interpretation are effective for newly created variable interest entities formed after January 31, 2003, and for existing variable interest entities, on the first interim or annual reporting period beginning after June 15, 2003. The Company adopted the disclosure provisions of FIN 46 effective December 31, 2002. The Company adopted the provisions of FIN 46 for newly formed variable interest entities effective January 31, 2003, which will not have a material effect on the Company's financial statements. The Company will adopt the provisions of FIN 46 for existing variable interest entities on July 1, 2003. The Company believes that it is reasonably possible that it could be a significant or majority variable interest holder in certain special-purpose entities formed to securitize high-yield corporate debt, commercial mortgage-backed and real estate investment trust securities. The total amount of assets in these entities at December 31, 2002 approximated $1.2 billion.

Table 2: Six-Year Summary of Selected Financial Data
(in millions, except per share amounts)	2002	2001	2000	1999	1998	1997	% Change 2002/2001	Five-year compound growth rate
INCOME STATEMENT
Net interest income	$14,855	$12,460	$10,865	$10,116	$9,673	$9,258	19%	10%
Provision for loan losses	1,733	1,780	1,329	1,104	1,617	1,203	(3)	8
Noninterest income	9,641	7,690	8,843	7,975	6,920	6,046	25	10
Noninterest expense	13,909	12,891	11,830	10,637	11,311	9,580	8	8
Before effect of change in accounting principle
Net income	$5,710	$3,423	$4,026	$4,012	$2,191	$2,712	67	16
Earnings per common share	3.35	1.99	2.36	2.32	1.28	1.57	68	16
Diluted earnings per common share	3.32	1.97	2.33	2.29	1.26	1.55	69	16
After effect of change in accounting principle
Net income	$5,434	$3,423	$4,026	$4,012	$2,191	$2,712	59	15
Earnings per common share	3.19	1.99	2.36	2.32	1.28	1.57	60	15
Diluted earnings per common share	3.16	1.97	2.33	2.29	1.26	1.55	60	15
Dividends declared per common share	1.10	1.00	.90	.785	.70	.615	10	12
BALANCE SHEET
(at year end)
Securities available for sale	$27,947	$40,308	$38,655	$43,911	$36,660	$32,151	(31)	(3)
Loans	196,634	172,499	161,124	133,004	119,662	116,435	14	11
Allowance for loan losses	3,862	3,761	3,719	3,344	3,307	3,220	3	4
Goodwill	9,753	9,527	9,303	8,046	7,889	8,237	2	3
Assets	349,259	307,569	272,426	241,053	224,135	203,819	14	11
Core deposits	198,234	182,295	156,710	138,247	144,179	133,051	9	8
Long-term debt	47,320	36,095	32,046	26,866	22,662	18,820	31	20
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,885	2,435	935	935	935	1,449	18	15
Common stockholders'equity	30,297	27,150	26,221	23,600	21,869	20,700	12	8
Stockholders'equity	30,358	27,214	26,488	23,871	22,332	21,164	12	7

36 FINANCIAL REVIEW

Critical Accounting Policies

The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition. The Company has identified three policies as being critical because they require management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the allowance for loan losses, the valuation of mortgage servicing rights and pension accounting. The Company, in consultation with the Audit and Examination Committee, has reviewed and approved these critical accounting policies (further described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements).

Allowance for Loan Losses

The Company's allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio including unfunded commitments. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance.

PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

The Company has an established process to determine the adequacy of the allowance for loan losses that relies on a number of analytical tools and benchmarks to arrive at a range of probable outcomes. No single statistic or measurement, in itself, determines the adequacy of the allowance. For analytical purposes, the allowance consists of two components, allocated and unallocated.

        To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually and loans analyzed on a pooled basis. The determination of the allocated allowance for portfolios of commercial and real estate loans involves the use of a continuous and standardized loan grading process in combination with a review of larger individual higher-risk transactions. The Company grades loans and assigns a loss factor to each pool of loans based on the grades. The loss factors used for this analysis are derived in two ways. First, migration models are used to determine loss factors by tracking actual portfolio movements between loan grades over the loss emergence period of these portfolios. Second, in the case of graded loans without identified credit weaknesses, the loss factors are estimated using a combination of long-term average loss experience of the Company's own graded portfolios and external industry data. In addition, the Company analyzes non-performing loans over $1 million individually for impairment using a cash flow or collateral based methodology. Calculated impairment is included in the allocated allowance unless impairment has been recognized as a loss.

        In the case of homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business loans, the determination of the allocated allowance is conducted at an aggregate, or pooled, level. For such portfolios, the risk assessment process includes the use of forecasting models to measure inherent loss in these portfolios. Such analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the Company's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses.

        To mitigate imprecision and incorporate the range of probable outcomes inherent in estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component also incorporates the Company's judgmental determination of risks inherent in portfolio composition, economic uncertainties and other subjective factors, including industry trends impacting specific portfolio segments that have not yet resulted in changes in individual loan grades. Therefore the ratio of the allocated to the unallocated components within the total allowance for loan losses may fluctuate from period to period. The allocated and unallocated components represent the total allowance for loan losses that would adequately cover losses inherent in the loan portfolio.

        The determination of the level of the allowance and, correspondingly, the provision for loan losses, rests upon various judgments and assumptions, including: (1) general economic conditions, (2) loan portfolio composition, (3) prior loan loss experience, (4) management's evaluation of credit risk related to both individual borrowers and pools of loans, (5) periodic use of sensitivity analysis and expected loss simulation modeling and (6) observations derived from the Company's ongoing internal audit and examination processes and those of its regulators.

FINANCIAL REVIEW 37

        The assumptions below were used to estimate a range of the 2002 allowance outcomes and related changes in provision expense assuming either a reasonably possible deterioration in loan credit quality or a reasonably possible improvement in loan credit quality.

        Assumptions for deterioration in loan credit quality:

  •
  For the non-homogeneous wholesale components of the portfolio, a downward migration of certain loan grades to the next lower grade, resulting in a 70% increase in the balance of loans classified as special mention and substandard, as defined by the Office of the Comptroller of the Currency (OCC); and
  •
  For the homogeneous portfolio (such as consumer loans and leases, residential mortgage loans, and some segments of small business lending), a 20 basis point increase in estimated loss rates over the historical level of losses.

        Assumptions for improvement in loan credit quality:

  •
  For the non-homogeneous wholesale components of the portfolio, a 25% decrease in the balance of loans classified as special mention and substandard, as defined by the OCC; and
  •
  For the homogeneous portfolio (such as consumer loans and leases, residential mortgage loans, and some segments of small business lending), a 10 basis point decrease in estimated loss rates over the historical level of losses.

        These assumptions would result in a potential of $500 million in additional expected losses to emerge in the portfolio under the deterioration in loan credit quality scenario and a potential of a $350 million reduction to expected losses to emerge in the portfolio under the improvement in loan credit quality scenario.

        Changes in the estimate related to the allowance for loan losses can materially affect net income. This is only one example of reasonably possible sensitivity scenarios. The process of determining the allowance requires us to forecast losses on loans in the future which are highly uncertain and require a high degree of judgment; and is impacted by regional, national and global economic trends, and different assumptions regarding "reasonably possible" future economic conditions could have been used and would have had a material impact on the provision for loan losses and on the consolidated results of operations.

Mortgage Servicing Rights Valuation

The Company recognizes as assets the rights to service mortgage loans for others, known as mortgage servicing rights (MSRs), whether the servicing rights are acquired through purchases or retained upon sale or securitization of originated loans. Generally, purchased MSRs are capitalized at the cost to acquire the rights. Originated MSRs are capitalized based on the relative fair value of the servicing right and the mortgage loan on the date the mortgage loan is sold. Purchased and originated MSRs are carried at the lower of the capitalized amount, net of accumulated amortization and hedge accounting adjustments, or fair value. For MSRs designated as a hedged item in a fair value hedge under FASB Statement No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, the carrying value of the MSRs is adjusted for changes in fair value resulting from the application of hedge accounting. If the MSRs' carrying value is adjusted for changes in fair value resulting from the application of hedge accounting, the adjustment becomes part of the carrying value, which is still subject to a fair value test in accordance with FASB Statement No. 140 (FAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

        MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of the MSRs is analyzed periodically and is adjusted to reflect changes in prepayment speeds and discount rates.

        To determine the fair value of MSRs, the Company uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income, late fees and float income. The valuation of MSRs is discussed further in this section and in Notes 1 (Summary of Significant Accounting Policies), 21 (Securitizations) and 22 (Mortgage Banking Activities) to Financial Statements.

        Each quarter, the Company evaluates the possible impairment of MSRs based on the difference between the carrying amount and current fair value of the MSRs, in accordance with FAS 140. For purposes of evaluating and measuring impairment, the Company stratifies its portfolio on the basis of certain risk characteristics, including loan type and note rate. If temporary impairment exists, a valuation allowance is established for any excess of amortized cost over the current fair value, by risk stratification tranche, through a charge to income. If the Company later determines that all or a portion of the temporary impairment no longer exists for a particular tranche, a reduction of the valuation allowance may be recorded as an increase to income.

38 FINANCIAL REVIEW

        The Company has a policy of reviewing MSRs for other-than-temporary impairment each quarter and recognizes a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. In determining whether other-than-temporary impairment has occurred, the Company considers both historical and projected trends in interest rates, pay-off activity and the potential for impairment recovery through interest rate increases. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSRs and the valuation allowance, precluding subsequent reversals.

        To reduce the sensitivity of earnings to interest rate and market value fluctuations, the Company hedges the change in value of its MSRs with derivative financial instruments. To the extent that hedge instruments are highly effective, any reduction or increase in the value of the mortgage servicing asset is generally offset by gains or losses in the value of the derivative instrument. To the extent that the reduction or increase in the value of the MSRs is not offset, the Company immediately recognizes either a gain or loss for the amount of derivative ineffectiveness. The Company does not fully hedge MSRs because its origination volume is a "natural hedge", i.e., as interest rates decline, origination volume increases even though servicing values decrease. Conversely, as interest rates increase, origination volumes decline, but the value of servicing increases.

        Servicing fees, net of amortization, impairment and gain or loss on the ineffective portion and the excluded portion of the derivative financial instruments are recorded as a component of mortgage banking noninterest income.

        The Company uses a dynamic and sophisticated model to estimate the value of its servicing asset. Loan prepayment speed is a key assumption in the valuation model and represents the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate is another key assumption in the valuation model and is equal to what the Company believes would be the required rate of return for an asset with similar risk. The discount rate considers the risk premium for uncertainties associated with servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both variables can and generally will change in quarterly and annual valuations as market conditions and projected interest rates change. All assumptions are reviewed quarterly by senior management.

        At December 31, 2002, key economic assumptions and the sensitivity of the current fair value of MSRs to an immediate adverse change in those assumptions are presented in the table below.

Table 3: Fair Value of Mortgage Servicing Rights
($ in millions)
Fair value of MSRs at December 31, 2002	$4,494
Expected weighted-average life (in years)	2.1
Prepayment speed assumption (annual CPR(1))	36.8%
Decrease in fair value from 10% adverse change	$255
Decrease in fair value from 25% adverse change	577
Discount rate assumption	10.6%
Decrease in fair value from 100 basis point adverse change	$78
Decrease in fair value from 200 basis point adverse change	153

(1)
Constant prepayment rate

        In recent years, there have been significant market driven fluctuations in loan prepayment speeds and the discount rate appropriate for MSRs. Also, loan prepayment speeds and the market discount rate could fluctuate rapidly and significantly in the future. Accordingly, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.

Pension Accounting

There are four key variables utilized in the calculation of the Company's annual pension cost: (1) size of the employee population, (2) actuarial assumptions, (3) expected long-term rate of return on plan assets, and (4) discount rate.

SIZE OF THE EMPLOYEE POPULATION

The amount of pension expense is directly related to the number of employees covered by the plan. The population of employees eligible for pension benefits has steadily increased over the last few years, causing a proportional growth in pension expense.

ACTUARIAL ASSUMPTIONS

In estimating the projected benefit obligation, actuaries must make assumptions about such factors as mortality rate, turnover rate, retirement rate, disability rate, and the rate of compensation increases. Because these factors do not tend to change over time, the range of actuarial assumptions is generally narrow. Consequently, pension plan expense is relatively insensitive to actuarial assumptions.

FINANCIAL REVIEW 39

EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS

In accordance with FASB Statement No. 87, Employers' Accounting for Pensions, the Company calculates the expected return on plan assets each year based on the balance in the pension asset portfolio at the beginning of the plan year and the expected long-term rate of return on that portfolio. The expected long-term rate of return is designed to approximate the long-term rate of return actually earned on the plan assets over time and the expected long-term rate of return is generally held constant so that the pattern of income/expense recognition more closely matches the stable pattern of services provided by the Company's employees over the life of the pension obligation.

        In determining the reasonableness of the expected rate of return, a variety of factors are considered including the actual return earned on plan assets, historical rates of return on the various asset classes of which the plan portfolio is comprised, independent projections of returns on various asset classes, and current/prospective capital market conditions and economic forecasts. The Company has used an expected rate of return of 9% on plan assets in each of the past six years. Over the last two decades, the plan assets have actually earned a rate of return higher than 9%, although the return in the last three years was lower. Differences in each year, if any, between expected and actual returns in excess of a 5% corridor are amortized in the net periodic pension calculation over five years. See Note 15 (Employee Benefits and Other Expenses) to Financial Statements for details on the Company's changes in pension benefit obligation and the fair value of plan assets.

        Based on the pension asset and projected benefit obligation balances as of November 30, 2002, the Company's measurement date, if the Company were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $27 million.

DISCOUNT RATE

The discount rate is the rate used to determine the present value of the Company's future benefit obligations. It is an assumption that reflects the rates available on long-term high-quality fixed-income debt instruments, reset annually on the measurement date of each year. The Company lowered its discount rate in 2002 to 7% from 7.5%, which was the rate used in 1999-2001.

        If the Company were to assume a 1% increase/decrease in the discount rate, holding the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease/increase by approximately $65 million.

Earnings Performance

Net Interest Income

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $14.96 billion in 2002, compared with $12.54 billion in 2001, an increase of 19%.

        Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 2002, the net interest margin was 5.57%, compared with 5.36% in 2001. In 2002, deposit and borrowing costs declined faster than declines in loans and debt securities yields due to the falling interest rate environment.

        Earning assets increased $34.7 billion in 2002 from 2001 predominantly due to increases in average loans and mortgages held for sale. Loans averaged $179.3 billion in 2002, compared with $163.1 billion in 2001. The increase was predominantly due to growth in mortgage and home equity products. Average mortgages held for sale increased to $39.9 billion in 2002 from $23.7 billion in 2001. The increase was due to increased originations including refinancing activity. The increases were partially offset by a slowdown in commercial loan demand consistent with conditions in the current U.S. economy. Debt securities available for sale averaged $36.0 billion in 2002, compared with $36.7 billion in 2001.

        An important contributor to the growth in net interest income and the net interest margin from 2001 was a 10% increase in average core deposits, the Company's low-cost source of funding. Average core deposits were $184.1 billion and $167.9 billion and funded 57.2% and 58.8% of the Company's average total assets in 2002 and 2001, respectively. While savings certificates of deposits declined on average from $29.9 billion to $24.3 billion, noninterest-bearing checking accounts and other core deposit categories increased on average from $138.1 billion in 2001 to $159.9 billion in 2002 reflecting a combination of growth in mortgage escrow deposits, resulting from higher origination volume, and growth in primary account relationships. Total average interest-bearing deposits increased to $133.8 billion in 2002 from $120.2 billion a year ago. For the same period, total average noninterest-bearing deposits increased to $63.6 billion from $55.3 billion.

        Table 5 presents the individual components of net interest income and the net interest margin.

40 FINANCIAL REVIEW

Noninterest Income

Table 4 shows the major components of noninterest income.

Table 4: Noninterest Income
	Year ended December 31,			% Change

(in millions)	2002	2001	2000	2002/2001	2001/2000
Service charges on deposit accounts	$2,179	$1,876	$1,704	16%	10%
Trust and investment fees:
Asset management and custody fees	723	731	735	(1)	(1)
Mutual fund and commission fees	1,033	958	876	8	9
All other	25	21	13	19	62

Total trust and investment fees	1,781	1,710	1,624	4	5
Credit card fees	920	796	721	16	10
Other fees:
Cash network fees	183	202	187	(9)	8
Charges and fees on loans	616	445	347	38	28
All other	585	597	579	(2)	3

Total other fees	1,384	1,244	1,113	11	12
Mortgage banking:
Origination and other closing fees	1,048	737	350	42	111
Servicing fees, net of amortization and provision for impairment	(737)	(260)	665	183	—
Net gains on securities available for sale	—	134	—	(100)	—
Net gains on sales of mortgage servicing rights	—	—	159	—	(100)
Net gains on mortgage loan origination/sales activities	1,038	705	38	47	—
All other	364	355	232	3	53

Total mortgage banking	1,713	1,671	1,444	3	16
Insurance	997	745	411	34	81
Net gains (losses) on debt securities available for sale	293	316	(739)	(7)	—
Net (losses) gains from equity investments	(327)	(1,538)	2,130	(79)	—
Net gains (losses) on sales of loans	19	35	(134)	(46)	—
Net gains on dispositions of operations	10	122	23	(92)	430
All other	672	713	546	(6)	31

Total	$9,641	$7,690	$8,843	25%	(13)%

        Service charges on deposit accounts increased 16% due to continued growth in primary checking accounts and increased activity.

        The increase in trust and investment fees for 2002 compared with 2001 was due to an increase in mutual fund and commission fees primarily due to the acquisition of H.D. Vest, a financial planning services company, in the third quarter of 2001. The Company managed mutual funds with $74 billion of assets at December 31, 2002, compared with $77 billion at December 31, 2001. The Company also administered corporate trust, personal trust, employee benefit trust and agency assets of approximately $432 billion and $440 billion at December 31, 2002 and 2001, respectively, and actively managed corporate trust, personal trust, employee benefit trust and agency assets of approximately $102 billion and $99 billion at December 31, 2002 and 2001, respectively.

        Credit card fees increased 16%, compared with 2001, primarily due to an increase in credit card accounts, credit and debit card usage and merchant fees on debit and credit cards.

        Mortgage banking noninterest income was $1,713 million in 2002 compared with $1,671 million in 2001. Net servicing fees were a loss of $737 million and $260 million in 2002 and 2001, respectively. In both 2002 and 2001, net servicing fees were impacted by increased valuation provision for impairment of MSRs and increased amortization. During 2002 and 2001, the mortgage industry experienced high levels of prepayment activity as a result of lower interest rates. At December 31, 2002, the Federal National Mortgage Association (FNMA) Current Coupon rate (i.e., the secondary market par mortgage yield for 30 year fixed-rate mortgages) was 5.01%, compared with 6.45% at December 31, 2001. Consequently, assumed prepayment speeds, an important element in determining the fair value of MSRs, increased dramatically resulting in a valuation provision for impairment for MSRs in excess of fair value of $2.1 billion in 2002 and $1.1 billion in 2001 and for other retained interests of $567 million in 2002 and $27 million in 2001. During 2002, the Company recognized a direct write-down of the mortgage servicing asset of $1,071 million. See "Critical Accounting Policies—Mortgage Servicing Rights Valuation" in this report for the Company's methodology for testing MSRs for impairment and for determining if such impairment is other-than-temporary. Key assumptions, including the sensitivity of those assumptions, used to determine the value of MSRs are disclosed in Notes 1 (Summary of Significant Accounting Policies) and 21 (Securitizations) to Financial Statements. Amortization of MSRs was $1,942 million in 2002 and $914 million in 2001. The increase in the valuation provision for impairment and amortization was substantially offset by gains representing the ineffective and the excluded portion of fair value hedges of MSRs and an increase in mortgage servicing fees resulting from growth of the servicing portfolio. Origination and other closing fees of $1,048 million and net gains on mortgage originations/sales activities of $1,038 million were higher in 2002 due to higher mortgage origination volume. Originations for 2002 grew to $333 billion from $202 billion in 2001.

        Insurance income for 2002 increased from the prior year predominantly due to the second quarter 2001 acquisition of ACO Brokerage Holdings Corporation, the Acordia group of insurance agencies (a commercial insurance broker). Net losses from equity investments for 2002 were $327 million, reflecting other-than-temporary impairment in the valuation of publicly-traded and private equity securities. Net losses from equity investments for the same period in 2001 included approximately $1.7 billion (before tax) of impairment write-downs recognized in the second quarter of 2001.

FINANCIAL REVIEW 41

Table 5: Average Balances,Yields and Rates Paid (Taxable-Equivalent Basis)(1)(2)

			2002			2001

(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
EARNING ASSETS
Federal funds sold and securities purchased under resale agreements	$2,652	1.67%	$44	$2,583	3.69%	$95
Debt securities available for sale(3):
Securities of U.S.Treasury and federal agencies	1,770	5.57	95	2,158	6.55	137
Securities of U.S.states and political subdivisions	2,106	8.33	167	2,026	7.98	154
Mortgage-backed securities:
Federal agencies	26,718	7.23	1,856	27,433	7.19	1,917
Private collateralized mortgage obligations	2,341	7.18	163	1,766	8.55	148

Total mortgage-backed securities	29,059	7.22	2,019	29,199	7.27	2,065
Other debt securities(4)	3,029	7.74	232	3,343	7.80	254

Total debt securities available for sale(4)	35,964	7.25	2,513	36,726	7.32	2,610
Mortgages held for sale(3)	39,858	6.13	2,450	23,677	6.72	1,595
Loans held for sale(3)	5,380	4.69	252	4,820	6.58	317
Loans:
Commercial	46,520	6.80	3,164	48,648	8.01	3,896
Real estate 1-4 family first mortgage	26,951	6.19	1,669	19,715	7.18	1,416
Other real estate mortgage	25,413	6.17	1,568	24,194	7.99	1,934
Real estate construction	7,925	5.69	451	8,073	8.10	654
Consumer:
Real estate 1-4 family junior lien mortgage	30,939	7.43	2,299	21,232	9.25	1,965
Credit card	6,810	12.27	836	6,270	13.36	838
Other revolving credit and monthly payment	24,072	10.28	2,475	23,459	11.40	2,674

Total consumer	61,821	9.07	5,610	50,961	10.75	5,477
Lease financing	8,877	7.11	631	9,930	7.67	761
Foreign	1,774	18.90	335	1,603	20.82	333

Total loans(5)(6)	179,281	7.49	13,428	163,124	8.87	14,471
Other	6,492	3.80	248	4,000	4.77	191

Total earning assets	$269,627	7.05	18,935	$234,930	8.24	19,279

FUNDING SOURCES
Deposits:
Interest-bearing checking	$2,494.55		14	$2,178	1.59	35
Market rate and other savings	93,787.95		893	80,585	2.08	1,675
Savings certificates	24,278	3.21	780	29,850	5.13	1,530
Other time deposits	8,191	1.86	153	1,332	5.04	67
Deposits in foreign offices	5,011	1.58	79	6,209	3.96	246

Total interest-bearing deposits	133,761	1.43	1,919	120,154	2.96	3,553
Short-term borrowings	33,278	1.61	536	33,885	3.76	1,273
Long-term debt	42,158	3.33	1,404	34,501	5.29	1,826
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,780	4.23	118	1,394	6.40	89

Total interest-bearing liabilities	211,977	1.88	3,977	189,934	3.55	6,741
Portion of noninterest-bearing funding sources	57,650	—	—	44,996	—	—

Total funding sources	$269,627	1.48	3,977	$234,930	2.88	6,741

Net interest margin and net interest income on a taxable-equivalent basis(7)		5.57%	$14,958		5.36%	$12,538

NONINTEREST-EARNING ASSETS
Cash and due from banks	$13,820			$14,608
Goodwill	9,737			9,514
Other	28,607			26,369

Total noninterest-earning assets	$52,164			$50,491

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$63,574			$55,333
Other liabilities	17,079			13,301
Preferred stockholders' equity	55			210
Common stockholders' equity	29,106			26,643
Noninterest-bearing funding sources used to fund earning assets	(57,650)			(44,996)

Net noninterest-bearing funding sources	$52,164			$50,491

TOTAL ASSETS	$321,791			$285,421

(1)
The average prime rate of the Company was 4.68%, 6.91%, 9.24%, 8.00% and 8.35% for 2002, 2001, 2000, 1999 and 1998, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.80%, 3.78%, 6.52%, 5.42% and 5.56% for the same years, respectively.
(2)
Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)
Yields are based on amortized cost balances computed on a settlement date basis.

42 FINANCIAL REVIEW

		2000			1999			1998

Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
$2,370	6.01%	$143	$1,673	5.11%	$86	$1,770	5.57%	$99
3,322	6.16	210	6,124	5.51	348	5,916	6.02	353
2,080	7.74	162	2,119	8.12	168	1,855	8.39	148
26,054	7.22	1,903	23,542	6.77	1,599	20,079	6.99	1,376
2,379	7.61	187	3,945	6.77	270	3,072	6.72	205

28,433	7.25	2,090	27,487	6.77	1,869	23,151	6.95	1,581
5,049	7.93	261	3,519	7.49	209	1,570	7.94	105

38,884	7.24	2,723	39,249	6.69	2,594	32,492	6.90	2,187
10,725	7.85	849	13,559	6.96	951	14,712	6.85	1,008
4,915	8.50	418	5,154	7.31	377	4,876	7.71	376
45,352	9.40	4,263	38,932	8.66	3,370	35,805	8.85	3,169
16,356	7.95	1,300	13,315	7.78	1,036	13,870	7.92	1,098
22,509	8.99	2,023	18,822	8.74	1,645	17,539	9.40	1,648
6,934	10.02	695	5,260	9.56	503	4,270	9.71	415
15,292	10.43	1,595	11,656	9.96	1,161	10,708	10.43	1,117
5,867	14.58	856	5,686	13.77	783	6,322	14.99	948
21,824	12.06	2,631	19,561	11.88	2,324	19,992	12.15	2,428

42,983	11.82	5,082	36,903	11.57	4,268	37,022	12.13	4,493
9,822	7.66	752	8,852	7.81	691	7,039	8.13	572
1,621	21.15	343	1,554	20.65	321	1,353	20.65	279

145,577	9.93	14,458	123,638	9.57	11,834	116,898	9.99	11,674
3,206	6.21	199	3,252	5.01	162	3,092	5.86	181

$205,677	9.19	18,790	$186,525	8.60	16,004	$173,840	8.97	15,525

$3,424	1.88	64	$3,120.99		31	$3,034	1.35	41
63,577	2.81	1,786	60,901	2.30	1,399	56,724	2.63	1,492
30,101	5.37	1,616	30,088	4.86	1,462	31,905	5.29	1,686
4,438	5.69	253	3,957	4.94	196	4,565	5.47	250
5,950	6.22	370	1,658	4.76	79	948	4.84	46

107,490	3.80	4,089	99,724	3.17	3,167	97,176	3.62	3,515
28,222	6.23	1,758	22,559	5.00	1,127	17,927	5.36	963
29,000	6.69	1,939	24,646	5.90	1,453	19,294	6.29	1,214
935	7.92	74	935	7.73	72	1,160	8.12	94

165,647	4.75	7,860	147,864	3.94	5,819	135,557	4.27	5,786
40,030	—	—	38,661	—	—	38,283	—	—

$205,677	3.84	7,860	$186,525	3.13	5,819	$173,840	3.34	5,786

	5.35%	$10,930		5.47%	$10,185		5.63%	$9,739

$13,103			$12,252			$11,410
8,811			7,983			8,069
22,597			18,339			14,255

$44,511			$38,574			$33,734

$48,691			$45,201			$43,229
11,000			8,909			7,314
266			461			463
24,584			22,664			21,011
(40,030)			(38,661)			(38,283)

$44,511			$38,574			$33,734

$250,188			$225,099			$207,574

(4)
Includes certain preferred securities.
(5)
Interest income includes loan fees, net of deferred costs, of approximately $101 million, $146 million, $194 million, $210 million and $148 million in 2002, 2001, 2000, 1999 and 1998, respectively.
(6)
Nonaccrual loans and related income are included in their respective loan categories.
(7)
Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

FINANCIAL REVIEW 43

        The Company routinely reviews its investment portfolios for impairment. Such write-downs are based primarily on issuer-specific factors and results. General economic and market conditions, including those events occurring in the technology and telecommunications industries and adverse changes impacting the availability of venture capital financing are also taken into account. While the determination of impairment is based on all of the information available at the time of the assessment, new information or economic developments in the future could lead to additional impairment.

        Net gains on disposition of operations for 2001 included a $96 million gain from the divestiture of 39 stores in Idaho, New Mexico, Nevada and Utah as a condition to completing the Company's merger with First Security Corporation.

Noninterest Expense

Table 6 shows the major components of noninterest expense.

Table 6: Noninterest Expense

	Year ended December 31,			% Change

(in millions)	2002	2001	2000	2002/2001	2001/2000
Salaries	$4,383	$4,027	$3,652	9%	10%
Incentive compensation	1,706	1,195	846	43	41
Employee benefits	1,283	960	989	34	(3)
Equipment	1,014	909	948	12	(4)
Net occupancy	1,102	975	953	13	2
Goodwill	—	610	530	(100)	15
Core deposit intangible	155	165	186	(6)	(11)
Net losses (gains) on dispositions of premises and equipment	52	(21)	(58)	—	(64)
Outside professional services	565	486	447	16	9
Contract services	385	472	536	(18)	(12)
Outside data processing	350	319	343	10	(7)
Telecommunications	347	355	303	(2)	17
Travel and entertainment	337	286	287	18	—
Advertising and promotion	327	276	316	18	(13)
Postage	256	242	252	6	(4)
Stationery and supplies	226	242	223	(7)	9
Insurance	169	167	157	1	6
Operating losses	163	234	179	(30)	31
Security	159	156	98	2	59
All other	930	836	643	11	30

Total	$13,909	$12,891	$11,830	8%	9%

        The increase in salaries in 2002 resulted from additional active, full-time equivalent team members, a major portion of which was due to acquisitions and increased employment related to growth in the mortgage and home equity business. Incentive compensation increased predominantly due to mortgage commission expense resulting from higher origination volume. The increase in employee benefits for 2002 includes net pension cost of $150 million in 2002, due to the impact of a weaker stock market and plan asset returns, compared with net pension income of $49 million in 2001. Under FAS 142, effective January 1, 2002, all goodwill amortization was discontinued.

        The increase in outside professional services, travel and entertainment, and advertising and promotion was predominantly due to the increase in mortgage origination volume.

        Contract services decreased partly due to the higher use of team members instead of outside contractors for systems projects.

        The Company undertook numerous initiatives in 2002 to reduce operating losses, which declined 30% from 2001.

44 FINANCIAL REVIEW

Operating Segment Results

COMMUNITY BANKING'S net income increased 11% to $4.1 billion in 2002 from $3.7 billion, excluding impairment and other special charges of $1.1 billion (after tax), in 2001. Net interest income increased to $10.7 billion in 2002 from $8.7 billion in 2001. Average loans grew 15% and average core deposits grew 9% from 2001. The provision for loan losses decreased by $101 million for 2002 due to the improvement in the credit environment relative to last year. Noninterest income for 2002 increased by $1.6 billion over 2001 mostly due to increases in gains on sales of debt securities and service charges on deposit accounts. Noninterest expense increased by $1.3 billion in 2002 over 2001 due mostly to increased expense from strong mortgage origination activity.

WHOLESALE BANKING'S net income, before the effect of change in accounting principle, was $1.3 billion for 2002, compared with $1.2 billion, excluding impairment and other special charges of $62 million (after tax), in 2001, an increase of 9%. Net interest income increased 6% in 2002, compared with 2001. Noninterest income increased $396 million to $2.5 billion in 2002 compared with 2001, which included impairment and other special charges of $99 million (before tax). Noninterest expense increased to $2.6 billion in 2002, compared with $2.3 billion for the prior year. The higher expenses in 2002 compared with 2001 were primarily due to the Acordia acquisition and increased personnel and occupancy expenses related to increased sales and service staff, higher operating losses and higher expense from minority interest in partnerships.

        In first quarter 2002, under FAS 142, a transitional goodwill impairment charge of $98 million (after tax) was recognized in certain reporting units.

WELLS FARGO FINANCIAL'S net income, before the effect of change in accounting principle, increased 8% to $360 million in 2002, from $334 million in 2001, due to growth in loans combined with lower funding costs. The provision for loan losses increased by $54 million in 2002 predominantly due to growth in loans.

        During the second quarter of 2002, Wells Fargo Financial refined its reserve estimation process for its U.S. consumer finance business from a combined contractual and recency based charge-off methodology to a contractual basis. The contractual basis for estimating charge-offs is consistent with the method used throughout the Company's consumer lines of business. Contractual delinquency loss recognition provides a more robust loss and reserve forecasting methodology and supports improved collections management. An estimate of the effect of this refinement was recognized as an additional $23 million provision expense in the second quarter of 2002. A subsequent $21 million charge-off was reflected in the third quarter of 2002.

        In first quarter 2002, under FAS 142, a transitional goodwill impairment charge of $178 million (after tax) was recognized in certain international reporting units, substantially related to Island Finance, a Puerto Rico-based consumer finance company acquired in 1995.

        For a further discussion of operating segments see Note 20 (Operating Segments) to Financial Statements.

Balance Sheet Analysis

A comparison between the year-end 2002 and 2001 balance sheets is presented below.

Securities Available for Sale

The Company holds both debt and marketable equity securities in its securities available for sale portfolio. Debt securities available for sale are primarily held for liquidity, interest rate risk management and yield enhancement purposes. Accordingly, the portfolio is primarily comprised of very liquid, high quality federal agency debt securities. At December 31, 2002, the Company held $27.4 billion of debt securities available for sale, compared with $39.3 billion at December 31, 2001. The decrease in mortgage-backed securities to $21.0 billion at December 31, 2002 from $32.4 billion at December 31, 2001 was largely due to the sale of certain longer-maturity mortgage-backed securities subject to prepayment risk and prepayments of mortgage-backed securities held. The Company had a net unrealized gain on debt securities available for sale of $1.7 billion at December 31, 2002 compared with a net unrealized gain of $655 million at December 31, 2001. The weighted-average expected maturity of the debt securities portion of the securities available for sale portfolio was 5 years and 3 months at December 31, 2002. Since 75% of this portfolio is held in mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because the issuers of such securities may have the right to prepay obligations with or without penalty. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is indicated in Table 7.

Table 7: Mortgage-Backed Securities

(in billions)

	Fair value	Net unrealized gain (loss)	Remaining maturity
At December 31, 2002	$21.0	$1.4	4 yrs., 11 mos.
At December 31, 2002, assuming a 200 basis point:
Increase in interest rates	18.8	(.7)	9 yrs., 4 mos.
Decrease in interest rates	21.4	1.9	1 yrs., 10 mos.

        See Note 4 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.

FINANCIAL REVIEW 45

Loan Portfolio

A comparative schedule of average loan balances is presented in Table 5; year-end balances are presented in Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

        Loans averaged $179.3 billion in 2002, compared with $163.1 billion in 2001, an increase of 10%. Total loans at December 31, 2002 were $196.6 billion, compared with $172.5 billion at year-end 2001, an increase of 14%. Mortgages held for sale increased to $51.2 billion from $30.4 billion due to increased originations, including significant refinancing activity. A majority of the increase in loans was due to a strong demand for home mortgages and home equity loans and lines, as well as solid growth in credit card balances and consumer finance receivables.

Deposits

Comparative detail of average deposit balances is presented in Table 5. Average core deposits funded 57.2% and 58.8% of the Company's average total assets in 2002 and 2001, respectively. Year-end deposit balances are presented in Table 8. Total average interest-bearing deposits rose from $120.2 billion in 2001 to $133.8 billion in 2002. For the same periods, total average noninterest-bearing deposits rose from $55.3 billion to $63.6 billion. Savings certificates declined on average from $29.9 billion in 2001 to $24.3 billion in 2002. Noninterest-bearing checking accounts and other core deposit categories increased substantially in 2002 reflecting the Company's success in growing customer accounts and balances and reflecting growth in mortgage escrow deposits associated with the record amount of mortgages originated in 2002, offsetting the decline in savings certificates.

Table 8: Deposits

(in millions)

	December 31,

	2002	2001	% Change
Noninterest-bearing	$74,094	$65,362	13%
Interest-bearing checking	2,625	2,228	18
Market rate and other savings	99,183	89,251	11
Savings certificates	22,332	25,454	(12)

Core deposits	198,234	182,295	9
Other time deposits	9,228	839	—
Deposits in foreign offices	9,454	4,132	129

Total deposits	$216,916	$187,266	16%

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements, Guarantees and Other Commitments

As more fully described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements, the Company consolidates majority-owned subsidiaries. Affiliates in which there is at least 20 percent ownership are generally accounted for under the equity method of accounting and affiliates in which there is less than 20 percent ownership are generally carried at cost.

        In the ordinary course of business, the Company engages in financial transactions that are not recorded on the Company's balance sheet, in accordance with generally accepted accounting principles, or may be recorded on the Company's balance sheet in amounts that are different than the full contract or notional amount of the transaction. Such transactions are structured to meet the financial needs of customers, manage the Company's credit, market or liquidity risks, diversify funding sources or optimize capital.

        Substantially all of the Company's off-balance sheet arrangements relate to securitization activities in the ordinary course of business. The Company routinely securitizes residential mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgages and automobile receivables. The Company's loan securitization transactions are normally structured as sales, in accordance with FAS 140, which involve the transfer of financial assets to certain qualifying special-purpose entities that are not subject to consolidation. In a securitization, an entity transferring the assets is able to convert those assets into cash before they would have been realized by holding the assets to maturity. Special-purpose entities used in such securitizations obtain cash to acquire the assets by issuing securities to investors. In a securitization transaction, the Company customarily provides for representations and warranties with respect to the receivables transferred. In addition, the terms of the transaction generally provide for the Company to retain the right to service the transferred receivables and to repurchase those receivables from the special-purpose entity if the outstanding balance of the receivable falls to a level where the cost of servicing such receivables exceeds the benefits of servicing. In addition, the Company may structure investment vehicles, typically in the form of collateralized debt obligations, which are sold in the market place.

        At December 31, 2002, the Company's securitization arrangements were comprised of approximately $45.3 billion in securitized loan receivables, including $26.5 billion of residential mortgage loans. The Company retained servicing rights and other beneficial interests related to these securitizations of approximately $655 million, consisting of $288 million in securities, $99 million in servicing assets and $268 million in other retained interests. With respect to these securitizations, the Company provided $85 million in liquidity commitments in the form of demand notes and reserve fund balances, and had committed to provide up to $22 million in credit enhancements.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which clarifies those entities that may be subject to consolidation because certain arrangements, as defined in FIN 46, may be controlled by financial interests in such entities, referred to as "variable interest entities"

46 FINANCIAL REVIEW

(VIEs), that may not be controlled through voting interests or in which the equity investors do not bear the residual economic risks. Such financial interests that convey economic risks and rewards associated with another entity can derive from relationships such as loans, leases, service contracts, credit enhancements, guarantees, derivatives and call options. An enterprise will be required to consolidate a variable interest entity if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses, if they occur, or receive a majority of the entity's expected residual returns, if they occur, or both.

        The adoption of FIN 46 will not affect the Company's accounting for securitization transactions involving qualifying special-purpose entities. However, the Company believes that it is reasonably possible that it could be a significant or majority variable interest holder in certain transactions involving VIEs. The aggregate amount of assets with respect to these transactions approximated $1.2 billion at December 31, 2002 and the Company estimates that its maximum exposure to loss as a result of its involvement with these VIEs is approximately $45 million, which approximated the Company's variable interests in these entities at the end of 2002.

        The Company's 2002 sales proceeds and cash flows from securitizations, and additional information with respect to securitization activities are included in Note 21 (Securitizations) to Financial Statements.

        The Company's mortgage operation, in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which the Company owns an interest of 50 percent or less. Loans made by the joint ventures are funded by Wells Fargo Home Mortgage, Inc., or an affiliated entity, and are subject to specified underwriting criteria. At December 31, 2002, total assets of these mortgage origination joint ventures were approximately $160 million. The Company provides liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2002, such liquidity commitments totaled $510 million.

        The Company also holds interests in other unconsolidated joint ventures that were formed with unrelated third parties to provide certain operational efficiencies due to economies of scale. The Company's real estate lending services joint ventures are managed by a third party and provide customers title, escrow, appraisal and other real estate related services. The Company's merchant services joint venture includes credit card processing and related activities. At December 31, 2002, total assets of the Company's real estate lending and merchant services joint ventures were approximately $373 million.

        In connection with certain brokerage, asset management and insurance agency acquisitions made by the Company, the terms of the acquisition agreement provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2002, the amount of contingent consideration expected to be paid was not material to the Company's financial statements.

        As a financial services provider, the Company routinely enters into commitments to extend credit, including loan commitments, standby letters of credit and financial guarantees. While these contractual obligations represent future cash requirements of the Company, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by the Company. For additional information, see Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

        In the Company's venture capital and capital markets businesses, commitments are made to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund such commitments is generally dependent upon the venture capital investment cycle. This cycle, the period over which privately-held companies are funded by venture capital investors and ultimately taken public through an initial offering, can vary based on overall market conditions, as well as the nature and type of industry in which the companies operate. It is anticipated that many such private equity investments would become public or otherwise become liquid before the balance of unfunded equity commitments is utilized. At December 31, 2002, such commitments totaled approximately $880 million. Other investment commitments, comprised principally of low-income housing, civic and other community development initiatives undertaken by the Company, totaled approximately $230 million at December 31, 2002.

        The Company enters into indemnification agreements in the ordinary course of business, including underwriting agreements relating to offers and sales of the Company's securities, acquisition agreements, and various other business transactions or arrangements, such as relationships arising from service as a director or officer of the Company. For additional information, see Note 24 (Legal Actions and Other Contingent Commitments) to Financial Statements.

FINANCIAL REVIEW 47

Contractual Obligations

In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment.

        Table 9 summarizes the Company's significant contractual obligations at December 31, 2002, except for obligations associated with short-term borrowing arrangements and pension and postretirement benefits plans. Additional information with respect to the obligations presented is included in the referenced Note to Financial Statements. In addition, refer to Notes 10 (Short-term Borrowings) and 15 (Employee Benefits and Other Expenses) to Financial Statements for further discussion of contractual obligations.

        The Company enters into derivative financial instruments, which create contractual obligations, as part of its interest rate risk management process, customer accommodation or other trading activities. See "Asset/Liability and Market Risk Management" in this report and refer to Note 26 (Derivative Financial Instruments) to Financial Statements for additional information regarding derivative financial instruments.

Transactions with Related Parties

There are no related party transactions required to be disclosed in accordance with FASB Statement No. 57, Related Party Disclosures. Loans to executive officers and directors of the Company and its banking subsidiaries were made in the ordinary course of business and were made on substantially the same terms as comparable transactions.

Table 9: Contractual Obligations

(in millions)

	Note	Less than 1 year	1-3 years	3-5 years	More than 5 years	Indeterminate maturity(1)	Total
Payments by period:
Deposits	9	$33,218	$5,689	$1,627	$558	$175,824	$216,916
Long-term debt(2)	6, 11	13,656	14,403	8,700	10,561	—	47,320
Guaranteed preferred beneficial interests in Company's subordinated debentures	12	—	—	—	2,885	—	2,885
Operating leases	6	459	698	451	769	—	2,377
Purchase obligations		52	57	5	10	—	124

Total contractual obligations		$47,385	$20,847	$10,783	$14,783	$175,824	$269,622

(1)
Represents interest- and noninterest-bearing checking, market rate and other savings accounts.
(2)
Includes capital leases of $21 million.
Risk Management

Credit Risk Management Process

The Company's credit risk management is an integrated process that stresses decentralized line of business group management and accountability, supported by the Chief Credit Officer's oversight, consistent credit policies, and frequent and comprehensive risk measurement and modeling. The process is also reviewed regularly by the Company's Loan Examiners and Internal Audit and is subject to examination by external auditors and regulators.

        Credit risk (including counterparty risk) is managed within the framework and guidance of comprehensive company-wide policies. Credit policies are in place for all banking and non-banking operations that have exposure to credit risk. These policies provide a consistent and prudent approach to credit risk management across the enterprise. Actual credit performance and exception rates are measured through detailed tracking and analysis, and credit policies are routinely reviewed and/or modified as appropriate.

        The Chief Credit Officer provides company-wide credit oversight. Each business group with credit risks has a designated credit officer and has the primary responsibility for managing that risk. The Chief Credit Officer delegates authority, limits and requirements to the business units. These delegations are reviewed and amended in the event of significant changes in personnel or credit performance.

        All portfolios of credit risk are subject to periodic reviews, to ensure that the risk identification processes are functioning properly and that credit standards are followed. Such reviews are conducted by the business units themselves and by the office of the Chief Credit Officer. In addition, all such portfolios are subject to the independent review of the Company's Loan Examiners and/or Internal Audit.

        Quarterly asset quality forecasts are completed to quantify each business group's intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. Periodic stress tests are conducted to validate the adequacy of the overall allowance for loan losses, including a portfolio loss simulation model that simulates the allowance requirement of the Company's various sub-portfolios assuming various trends in loan quality. Loan portfolios are assessed for geographic or industry concentrations and mitigation strategies are developed.

        In addition, the Company routinely reviews and evaluates downside scenarios for risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits, or entire sub-portfolios. This evaluation includes assessments related to particular industries and specific macroeconomic trends.

48 FINANCIAL REVIEW

Table 10: Nonaccrual Loans and Other Assets
(in millions)	December 31,

	2002	2001	2000	1999	1998
Nonaccrual loans:
Commercial(1)	$796	$827	$739	$374	$302
Real estate 1-4 family first mortgage	210	203	127	144	138
Other real estate mortgage(2)	192	210	113	118	204
Real estate construction	93	145	57	11	23
Consumer:
Real estate 1-4 family junior lien mortgage	69	24	23	17	17
Other revolving credit and monthly payment	48	59	36	27	41

Total consumer	117	83	59	44	58
Lease financing	79	163	92	24	13
Foreign	5	9	7	9	17

Total nonaccrual loans(3)	1,492	1,640	1,194	724	755
As a percentage of total loans	.8%	1.0%	.7%	.5%	.6%
Foreclosed assets	201	171	128	161	152
Real estate investments(4)	4	2	27	33	1

Total nonaccrual loans and other assets	$1,697	$1,813	$1,349	$918	$908

(1)
Includes commercial agricultural loans of $48 million, $68 million, $44 million, $49 million and $41 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.
(2)
Includes agricultural loans secured by real estate of $30 million, $43 million, $13 million, $17 million and $12 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.
(3)
Includes impaired loans of $612 million, $823 million, $504 million, $258 million and $300 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.
(4)
Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans.Real estate investments totaled $9 million, $24 million, $56 million, $89 million and $128 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

NONACCRUAL LOANS AND OTHER ASSETS

Table 10 presents comparative data for nonaccrual loans and other assets. Management's classification of a loan as nonaccrual does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 10 excludes loans that are 90 days or more past due and still accruing, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual, which are presented in Table 11. However, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in Table 10. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes the Company's accounting policy for nonaccrual loans.

        The Company anticipates changes in the amount of nonaccrual loans that result from increases in lending activity or from resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be affected by external factors, such as economic conditions or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on the Company's policies.

        The Company generally identifies loans to be evaluated for impairment under FASB Statement No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, when such loans are on nonaccrual. However, not all nonaccrual loans are impaired. A loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (first and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments.

        For loans covered under FAS 114, the Company assesses for impairment when such loans are on nonaccrual, or when the loan has been restructured. When a loan over $1 million with unique risk characteristics has been identified as impaired, the Company estimates the amount of impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows.

        If the measurement of the impaired loan results in a value that is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized through the allowance for loan losses. FAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

        If interest that was due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under their original terms, $107 million of interest would have been recorded in 2002, compared with $41 million actually recorded.

        Foreclosed assets at December 31, 2002 were $201 million, compared with $171 million at December 31, 2001. Substantially all of the foreclosed assets at December 31, 2002 have been in the portfolio three years or less.

FINANCIAL REVIEW 49

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 11 shows loans that are contractually past due 90 days or more as to interest or principal, but are not included in Table 10, Nonaccrual Loans and Other Assets.

Table 11: Loans 90 Days or More Past Due and Still Accruing
(in millions)	December 31,

	2002	2001		2000	1999	1998
Commercial	$92	$60		$90	$27	$33
Real estate 1-4 family first mortgage	52	107	(1)	66	45	42
Other real estate mortgage	7	22		24	18	18
Real estate construction	11	47		12	4	6
Consumer:
Real estate 1-4 family junior lien mortgage	71	56		27	36	65
Credit card	131	117		96	105	145
Other revolving credit and monthly payment	308	289		263	198	171

Total consumer	510	462		386	339	381

Total	$672	$698		$578	$433	$480

(1)
Prior period has been revised to exclude certain government guaranteed loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses reflects the credit losses inherent in the Company's loan portfolio as of the financial statement date based on a consistent methodology for assessing credit risk. The Company's allowance methodology assumes that the allowance for loan losses as a percentage of charge-offs and non-performing loans will change at different points in time based on credit performance, loan mix and collateral values. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 (Loans and Allowance for Loan Losses) to Financial Statements. At December 31, 2002, the allowance for loan losses was $3.86 billion, or 1.96% of total loans, compared with $3.76 billion, or 2.18%, at December 31, 2001 and $3.72 billion, or 2.31%, at December 31, 2000. The primary driver of the decrease in the allowance for loan losses as a percentage of total loans in 2002 and in 2001 was the changing loan mix with residential real estate secured consumer loans representing a higher percentage of the overall loan portfolio. The Company has historically experienced lower losses on its residential real estate secured consumer loan portfolio. The provision for loan losses totaled $1.73 billion in 2002, $1.78 billion in 2001 and $1.33 billion in 2000. Net charge-offs in 2002 were $1.73 billion, or .96% of average total loans, compared with $1.78 billion, or 1.09%, in 2001 and $1.22 billion, or .84%, in 2000. Loan loss recoveries were $503 million in 2002, compared with $421 million in 2001 and $428 million in 2000. Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

        The Company considers the allowance for loan losses of $3.86 billion adequate to cover losses inherent in loans, commitments to extend credit and standby and other letters of credit at December 31, 2002. The process for determining the adequacy for loan losses is critical to the financial results of the Company and requires subjective and complex judgment by management, as a result of the need to make estimates about the effect of matters that are inherently uncertain (See "Financial Review—Critical Accounting Policies—Allowance for Loan Losses"). Therefore, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizeable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the ongoing examination process by the Company and its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

Asset/Liability and Market Risk Management

Asset/liability management comprises the evaluation, monitoring, and management of the Company's interest rate risk, market risk and liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO) maintains oversight of these risks. Corporate ALCO is comprised of senior financial and senior business executives. Each of the Company's principal business groups—Community Banking (including Mortgage Banking) and Wholesale Banking—have individual asset/liability management committees and processes linked to the Corporate ALCO process.

INTEREST RATE RISK

Interest rate risk, one of the more prominent risks in terms of potential earnings impact, is an inevitable part of being a financial intermediary. It can occur for any one or more of the following reasons: (a) assets and liabilities may mature or re-price at different times (for example, if assets re-price faster than liabilities and interest rates are generally falling, Company earnings will initially decline); (b) assets and liabilities may re-price at the same time but by different amounts (for example, when the general level of interest rates is falling, the Company may choose for customer management, competitive, or other reasons to reduce the rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates); (c) short-term and long-term market interest rates may change by different amounts (i.e., the shape of the yield curve may impact new loan yields and funding costs differently); or (d) the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, mortgage-backed securities held in the securities available for sale portfolio may prepay significantly earlier than anticipated—with an associated reduction in portfolio

50 FINANCIAL REVIEW

income—if long-term mortgage interest rates decline sharply). In addition to the direct impact of interest rate changes on net interest income through these channels, interest rates indirectly impact earnings through their effect on loan demand, credit losses, mortgage origination fees, the value of mortgage servicing rights, the value of the pension liability and other sources of Company earnings.

        The Company simulates its future net income under multiple interest rate paths that differ in the direction of interest rate changes, the degree of change over time, the speed of change, and the projected shape of the yield curve. As of December 31, 2002, the simulation analysis indicated that the Company's earnings would tend to decrease from most likely expectations under scenarios of much higher short-term rates accompanied by higher but less pronounced increases in long-term rates. As an example, a 2.00% increase in the federal funds rate accompanied by a 1.50% increase in the 10 year constant maturity treasury rate from levels prevailing at year end would reduce estimated net income by approximately 2% relative to the Company's most likely earnings plan over a twelve month horizon. The principal source of net income risk in that particular scenario is a modeled slowdown in mortgage origination activity and narrower new business spreads associated with a flatter yield curve. Simulation estimates are highly dependent on and will change with the size and mix of the actual and projected balance sheet at the time each simulation is done.

        The Company uses exchange-traded and over-the-counter interest rate derivatives to hedge its interest rate exposures. The credit risk amount and estimated net fair values of these derivatives as of December 31, 2002 and 2001 are indicated in Note 26 (Derivative Financial Instruments) to Financial Statements. Derivatives are used for asset/liability management in three ways: (a) most of the Company's long-term fixed-rate debt is converted to floating-rate payments by entering into receive-fixed swaps at issuance, (b) the cash flows from selected asset and/or liability instruments/portfolios are converted from fixed to floating payments or vice versa, and (c) the Company's mortgage operation actively uses swaptions, futures, forwards and rate options to hedge the mortgage pipeline, funded mortgage loans, and mortgage servicing rights asset.

MORTGAGE BANKING INTEREST RATE RISK

The Company originates, funds and services mortgage loans. These activities subject the Company to a number of risks, including credit, liquidity and interest rate risks. The Company manages credit and liquidity risk by selling or securitizing the loans it originates. Changes in interest rates, however, may have a potentially large impact on mortgage banking income in any calendar quarter and over time. The Company manages both the risk to net income over time from all sources as well as the risk to an immediate reduction in the fair value of its mortgage servicing rights. The Company relies on mortgage loans held on its balance sheet and derivative instruments to maintain these risks within Corporate ALCO parameters.

        At December 31, 2002, the Company had capitalized mortgage servicing rights of $4.5 billion. The value of its servicing rights portfolio is influenced by prepayment speed assumptions affecting the duration of the mortgage loans to which the servicing rights relate. Changes in long-term interest rates affect these prepayment speed assumptions. For example, a decrease in long-term rates would accelerate prepayment speed assumptions as borrowers refinance their mortgage loans. Under GAAP, impairment to the Company's servicing rights, due to a decrease in long-term rates or other reasons, would be reflected as a charge to earnings. The Company manages this risk in two ways. First, a major portion of the mortgage servicing rights asset is hedged with derivative contracts. The principal source of risk in this hedging process is the risk that changes in the value of the hedging contracts may not match changes in the value of the hedged portion of the mortgage servicing rights for any given change in long-term interest rates. Second, a portion of the potential reduction in the value of the mortgage servicing rights asset for a given decline in interest rates is offset by estimated increases in origination and servicing fees over a twelve month period from new mortgage activity or refinancing associated with that decline in interest rates. In a scenario of much lower long-term interest rates, the decline in the value of the mortgage servicing rights and its impact on net income would be immediate whereas the additional origination and servicing fee income accrues over time. Net of impairment reserves, the capitalized mortgage servicing rights asset is valued at .92% of the total servicing portfolio at December 31, 2002, down from 1.54% of the servicing portfolio at December 31, 2001.

MARKET RISK—TRADING ACTIVITIES

The Company incurs interest rate risk, foreign exchange risk, equity price risk and commodity price risk in several trading businesses managed under limits set by Corporate ALCO. The primary purpose of these businesses is to accommodate customers in the management of their market price risks. Additionally, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. All securities, loans, foreign exchange transactions, commodity transactions and derivatives transacted with customers or used to hedge capital market transactions done with customers are carried at fair value. Counterparty risk limits are established and monitored by the Institutional Risk Committee. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives as of December 31, 2002 and 2001 are indicated in Note 26 (Derivative Financial Instruments) to Financial Statements. Open, "at risk" positions for all trading business are monitored by Corporate ALCO. During the 90 day period ending December 31, 2002 the maximum daily "value at risk", the worst expected loss over a given time interval within a given confidence range (99%), for all trading positions covered by value at risk measures did not exceed $25 million.

FINANCIAL REVIEW 51

MARKET RISK—EQUITY MARKETS

Equity markets impact the Company in both direct and indirect ways. The Company makes and manages direct equity investments in start up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. The Company also invests in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by the Company's management and its Board of Directors. Business developments, key risks and historical returns for the private equity investments are reviewed with the Board at least annually. Management reviews these investments at least quarterly and assesses for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment's cash flows and capital needs, the viability of its business model and the Company's exit strategy. At December 31, 2002, the private equity investments totaled $1,657 million, compared with $1,696 million at December 31, 2001.

        The Company also has marketable equity securities in its available for sale investment portfolio, including shares distributed from the Company's venture capital activities. These investments are managed within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and, in addition, other-than-temporary impairment may be periodically recorded. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. The Company considers such factors as the length of time and the extent to which the market value has been less than cost; the financial condition, capital strength, and near-term prospects of the issuer; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, the Company's investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. At December 31, 2002, the fair value of the marketable equity securities was $556 million and cost was $598 million, compared with $991 million and $815 million, respectively, at December 31, 2001.

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

LIQUIDITY AND FUNDING

The objective of effective liquidity management is to ensure that the Company can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under unforeseen and unpredictable circumstances of industry or market stress. To achieve this objective, Corporate ALCO establishes and monitors liquidity guidelines requiring sufficient asset based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. The Company sets liquidity management guidelines for both the consolidated balance sheet as well as for the Parent specifically to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.

        In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the debt securities in the securities available for sale portfolio. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5 years and 3 months at December 31, 2002. Of the $25.7 billion (cost basis) of debt securities in this portfolio at December 31, 2002, $8.2 billion, or 32%, is expected to mature or be prepaid in 2003 and an additional $3.8 billion, or 15%, is expected to mature or be prepaid in 2004. (See Note 4 (Securities Available for Sale) to Financial Statements for more information.) Asset liquidity is further enhanced by the Company's ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations. In 2002, the Company sold residential mortgage loans of approximately $270 billion, including securitized residential mortgage loans and commercial mortgage loans of approximately $220 billion. The amount of such assets, as well as home equity loans and other consumer loans, available to be sold or securitized totaled approximately $115 billion at December 31, 2002.

        Core customer deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 66.3% and 68.3% of its average total assets in 2002 and 2001, respectively.

        The remaining funding of assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $33.3 billion and $33.9 billion in 2002 and 2001, respectively. Long-term debt averaged $42.2 billion and $34.5 billion in 2002 and 2001, respectively. Trust preferred securities averaged $2.8 billion and $1.4 billion in 2002 and 2001, respectively.

        Liquidity for the Company is also available through the Company's ability to raise funds in a variety of domestic and international money and capital markets. The Company accesses the capital markets for long-term funding through the issuance of registered debt, private placements and asset-based secured funding. Approximately $60 billion of the Company's debt is rated by Fitch, Inc. and Moody's Investors Service as "AA" or equivalent, which is among the highest ratings given to a financial services company. The rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, level and quality of earnings and other tools. Material changes in these factors could result in a different debt rating.

52 FINANCIAL REVIEW

PARENT. The Parent has registered with the Securities and Exchange Commission (SEC) to issue a variety of securities, including senior and subordinated notes and preferred and common securities to be issued by one or more trusts that are directly or indirectly owned by the Company and consolidated in the financial statements. During 2002, the Parent issued a total of $8.9 billion of senior and subordinated notes and trust preferred securities leaving unused issuance capacity of $7.1 billion at December 31, 2002. The Company used the proceeds from securities issued in 2002 for general corporate purposes and expects that it will use the proceeds from the issuance of any securities in the future for general corporate purposes as well. The Parent also issues commercial paper and has two back-up credit facilities amounting to $2 billion.

BANK NOTE PROGRAM. In February 2001, Wells Fargo Bank, N.A. established a $20 billion bank note program under which it may issue up to $10 billion in short-term senior notes outstanding at any time and up to a total of $10 billion in long-term senior and subordinated notes. Securities are issued under this program as private placements in accordance with OCC regulations. During 2002, Wells Fargo Bank, N.A. issued $4.1 billion in long-term notes. At December 31, 2002, the remaining issuance authority under the long-term portion was $4.3 billion.

WELLS FARGO FINANCIAL. During 2002, Wells Fargo Financial, Inc. (WFFI) issued $2.1 billion of senior notes. On October 22, 2002, WFFI announced that it will no longer issue term debt securities. During 2002, WFFI's wholly owned Canadian subsidiary, Wells Fargo Financial Canada Corporation (WFFC), issued $350 million (Canadian) in senior notes, leaving at December 31, 2002 a total of $950 million (Canadian) available for issuance.

        On October 22, 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. Funding of WFFI has been assumed by the Parent to achieve corporate funding efficiencies. The Parent has also guaranteed all outstanding term debt and commercial paper of WFFC. WFFC expects to continue to issue term debt and commercial paper in Canada, fully guaranteed by the Parent.

Capital Management

The Company has an active program for managing stockholder capital. The objective of effective capital management is to produce above market long-term returns by opportunistically using capital when returns are perceived to be high and issuing/accumulating capital when such costs are perceived to be low.

        The Company uses capital to fund organic growth, acquire banks and other financial services companies, pay dividends and repurchase its shares. During 2002, the Company's consolidated assets increased by $42 billion, or 14%. Capital used for acquisitions in 2002 totaled $1.4 billion. During 2001 and 2002, the Board of Directors authorized the repurchase of up to 85 million and 50 million additional shares, respectively, of the Company's outstanding common stock. During 2002, the Company repurchased approximately 43 million shares of its common stock. At December 31, 2002, the total remaining common stock repurchase authority under the 2001 and 2002 authorizations was approximately 58 million shares. Total common stock dividend payments in 2002 were $1.9 billion. In January 2003, the Board of Directors approved an increase in the Company's quarterly common stock dividend to 30 cents per share from 28 cents per share, representing a 7% increase in the quarterly dividend rate.

        The Company's potential sources of capital include retained earnings, common and preferred stock issuance, issuance of subordinated debt and trust preferred securities. In 2002, total net income was $5.4 billion and the change in retained earnings was $3.4 billion after payment of $1.9 billion in common stock dividends. Total common stock issued in 2002 under various employee benefit and director plans and under the Company's dividend reinvestment program was 22 million shares. Issuance of subordinated debt amounted to $1.7 billion, and one placement of trust preferred securities in the amount of $450 million was completed in 2002.

        The Company anticipates that it will incur capital expenditures of approximately $600 million in 2003 for stores, relocation and remodeling of company facilities, routine replacement of furniture, equipment, servers and other networking equipment related to expansion of the Company's internet services business. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

        The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2002, the Company and each of the covered subsidiary banks were "well capitalized" under regulatory standards. See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

FINANCIAL REVIEW 53

Comparison of 2001 with 2000

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

        Return on average assets (ROA) was 1.20% and return on average common equity (ROE) was 12.79% in 2001, compared with 1.61% and 16.31%, respectively, in 2000. Excluding non-cash impairment and other special charges ROA was 1.60% and ROE was 17.13% in 2001.

        Net interest income on a taxable-equivalent basis was $12.54 billion in 2001, compared with $10.93 billion in 2000. The increase was primarily due to an increase in earning assets. The Company's net interest margin was 5.36% for 2001, compared with 5.35% in 2000.

        Noninterest income was $7.69 billion in 2001, compared with $8.84 billion in 2000. The decrease was due to approximately $1.72 billion (before tax) of impairment write-downs in the second quarter of 2001 reflecting other-than-temporary impairment in the valuation of publicly-traded securities and private equity investments, partially offset by increases in gains on sales of debt securities available for sale, mortgage banking income and gains on dispositions of operations. The increase in mortgage banking income was the result of an increase in mortgage origination and other closing fees that was predominantly due to increased refinancing activity resulting from the decline in fixed-rate mortgage rates during the last three quarters of 2001. Mortgage servicing fees before amortization and valuation provision for impairment increased in 2001 in line with substantial growth in the servicing portfolio. However, these additional fees were more than offset by increased amortization and valuation provision for impairment for mortgage servicing rights. Such valuation adjustments are driven by higher estimated prepayments assumed to be associated with the lower prevailing level of interest rates. During 2001, the mortgage industry experienced high levels of prepayment activity as a result of lower interest rates. The FNMA Current Coupon rate (i.e., the secondary market par mortgage yield for 30 year fixed-rate mortgages) was 6.45% at December 31, 2001, compared with 6.96% at December 31, 2000. Consequently, assumed prepayment speeds, an important element in determining the fair value of mortgage servicing rights, increased dramatically resulting in valuation provision for impairment of $1.1 billion for the year ended December 31, 2001. Given the level of interest rates at December 31, 2000, and the resulting assumptions used to value mortgage servicing rights and other retained interests, the fair value of the mortgage servicing rights were in excess of the Company's carrying value at December 31, 2000. Therefore, no valuation allowance was recognized.

        Revenue, the sum of net interest income and noninterest income adjusted for the $1.72 billion (before tax) of non-cash impairment, increased from $19.71 billion in 2000 to $21.87 billion in 2001, or 11%.

        Noninterest expense totaled $12.89 billion in 2001, compared with $11.83 billion in 2000, an increase of 9%. The increase was primarily due to an increase in salaries and incentive compensation from increases in full-time equivalent team members and higher commissions due to record mortgage originations. Expense growth also included the effect of acquisitions, particularly Acordia, the fifth largest insurance broker in the U.S.

        The provision for loan losses was $1.78 billion in 2001, compared with $1.33 billion in 2000. During 2001, net charge-offs were $1.78 billion, or 1.09% of average total loans, compared with $1.22 billion, or .84%, during 2000. The allowance for loan losses was $3.76 billion, or 2.18% of total loans, at December 31, 2001, compared with $3.72 billion, or 2.31%, at December 31, 2000.

        At December 31, 2001, total nonaccrual loans were $1.64 billion, or 1.0% of total loans, compared with $1.20 billion, or .7%, at December 31, 2000. Foreclosed assets were $171 million at December 31, 2001, compared with $128 million at December 31, 2000.

        The ratio of common stockholders' equity to total assets was 8.83% at December 31, 2001, compared with 9.63% at December 31, 2000. The Company's total risk-based capital (RBC) ratio at December 31, 2001 was 10.45% and its Tier 1 RBC ratio was 6.99%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. The Company's RBC ratios at December 31, 2000 were 10.43% and 7.29%, respectively. The Company's Tier 1 leverage ratios were 6.25% and 6.49% at December 31, 2001 and 2000, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

54 FINANCIAL REVIEW

Factors That May Affect Future Results

We make forward-looking statements in this report and in other reports and proxy statements we file with the SEC. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Broadly speaking, forward-looking statements include:

  •
  projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;
  •
  descriptions of plans or objectives of our management for future operations, products or services, including pending acquisitions;
  •
  forecasts of our future economic performance; and
  •
  descriptions of assumptions underlying or relating to any of the foregoing.

In this report, for example, we make forward-looking statements discussing our expectations about:

  •
  future credit losses and non-performing assets;
  •
  the future value of mortgage servicing rights;
  •
  the future value of equity securities, including those in our venture capital portfolios;
  •
  the impact of new accounting standards;
  •
  future short-term and long-term interest rate levels and their impact on our net interest margin, net income, liquidity and capital; and
  •
  future capital expenditures.

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

        There are several factors—many beyond our control—that could cause results to differ significantly from our expectations. Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report (see, for example, "Balance Sheet Analysis"). Factors relating to the regulation and supervision of the Company are described in our Annual Report on Form 10-K for the year ended December 31, 2002. Any factor described in this report or in our 2002 Form 10-K could by itself, or together with one or more other factors, adversely affect our business, results of operations and/or financial condition. There are factors not described in this report or in our Form 10-K that could cause results to differ from our expectations.

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

        Geopolitical conditions can also impact our earnings. Acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts including a war with Iraq, could impact business and economic conditions in the U.S. and abroad. The terrorist attacks in 2001, for example, caused an immediate decrease in demand for air travel, which adversely affected not only the airline industry but also other travel-related and leisure industries, such as lodging, gaming and tourism.

        We discuss other business and economic conditions in more detail elsewhere in this report.

FINANCIAL REVIEW 55

OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY THE FISCAL AND MONETARY POLICIES OF THE FEDERAL GOVERNMENT AND ITS AGENCIES.

The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which impact our net interest margin, and can materially affect the value of financial instruments we hold, such as debt securities and mortgage servicing rights. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and hard to predict or anticipate.

THE FINANCIAL SERVICES INDUSTRY IS HIGHLY COMPETITIVE.

We operate in a highly competitive industry which could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can now merge by creating a new type of financial services company called a "financial holding company," which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Recently, a number of foreign banks have acquired financial services companies in the United States, further increasing competition in the U.S. market. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and some have lower cost structures.

WE ARE HEAVILY REGULATED BY FEDERAL AND STATE AGENCIES.

The holding company, its subsidiary banks and many of its nonbank subsidiaries are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For more information, refer to the "Regulation and Supervision" section of our Annual Report on Form 10-K for the year ended December 31, 2002 and to Notes 3 (Cash, Loan and Dividend Restrictions) and 25 (Regulatory and Agency Capital Requirements) to Financial Statements included in this report.

FUTURE LEGISLATION COULD CHANGE OUR COMPETITIVE POSITION.

Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of the Company and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company or any of its subsidiaries.

WE DEPEND ON THE ACCURACY AND COMPLETENESS OF INFORMATION ABOUT CUSTOMERS AND COUNTERPARTIES.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit, we may assume that a customer's audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or that are materially misleading.

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

56 FINANCIAL REVIEW

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

THE HOLDING COMPANY RELIES ON DIVIDENDS FROM ITS SUBSIDIARIES FOR MOST OF ITS REVENUE.

The holding company is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the holding company's common and preferred stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank and certain of our nonbank subsidiaries may pay to the holding company. Also, the holding company's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. For more information, refer to "Regulation and Supervision—Dividend Restrictions" and "—Holding Company Structure" in our Annual Report on Form 10-K for the year ended December 31, 2002.

OUR ACCOUNTING POLICIES AND METHODS ARE KEY TO HOW WE REPORT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND THEY MAY REQUIRE MANAGEMENT TO MAKE ESTIMATES ABOUT MATTERS THAT ARE INHERENTLY UNCERTAIN.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so that not only do they comply with generally accepted accounting principles but also that they reflect management's judgment as to the most appropriate manner in which to record and report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our significant accounting policies.

        We have identified three accounting policies as being "critical" to the presentation of our financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the determination of allowance for loan losses, (2) the valuation of mortgage servicing rights, and (3) pension accounting. Because of the inherent uncertainty of estimates about these matters, we cannot provide any assurance that the Company will not:

  •
  significantly increase its allowance for loan losses and/or sustain loan losses that are significantly higher than the amount reserved;
  •
  recognize significant provision for impairment of its mortgage servicing rights; or
  •
  significantly increase its pension liability.

        For more information, refer in this report to "Critical Accounting Policies," "Balance Sheet Analysis" and "Risk Management."

FINANCIAL REVIEW 57

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

MERCHANT BANKING. Our merchant banking activities include venture capital investments, which have a much greater risk of capital losses than our traditional banking activities. Also, it is difficult to predict the timing of any gains from these activities. Realization of gains from our venture capital investments depends on a number of factors—many beyond our control—including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions. Factors such as a slowdown in consumer demand or a deterioration in capital spending on technology and telecommunications equipment, could result in declines in the values of our publicly-traded and private equity securities. If we determine that the declines are other-than-temporary, additional impairment charges would be recognized. Also, we will realize losses to the extent we sell securities at less than book value. For more information, see in this report "Balance Sheet Analysis—Securities Available for Sale."

MORTGAGE BANKING. The impact of interest rates on our mortgage banking business can be large and complex. Changes in interest rates can impact loan origination fees and loan servicing fees, which account for a significant portion of mortgage-related revenues. A decline in mortgage rates generally increases the demand for mortgage loans as borrowers refinance, but also generally leads to accelerated payoffs in our mortgage servicing portfolio. Conversely, in a constant or increasing rate environment, we would expect fewer loans to be refinanced and a decline in payoffs in our servicing portfolio. Although the Company uses dynamic and sophisticated models to assess the impact of interest rates on mortgage fees, amortization of mortgage servicing rights, and the value of mortgage servicing assets, the estimates of net income and fair value produced by these models are dependent on estimates and assumptions of future loan demand, prepayment speeds and other factors which may overstate or understate actual subsequent experience. In addition, although the Company uses derivative instruments to hedge the value of its servicing portfolio, the hedges do not cover the full value of the portfolio and the Company can provide no assurances that the hedges will be effective to offset significant decreases in the value of the portfolio. For more information, see in this report "Critical Accounting Policies—Mortgage Servicing Rights Valuation" and "Asset/Liability and Market Risk Management."

WE RELY ON OTHER COMPANIES TO PROVIDE KEY COMPONENTS OF OUR BUSINESS INFRASTRUCTURE.

Third parties provide key components of our business infrastructure such as internet connections and network access. Any disruption in internet, network access or other voice or data communication services provided by these third parties or any failure of these third parties to handle current or higher volumes of use could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Technological or financial difficulties of a third party service provider could adversely affect our business to the extent those difficulties result in the interruption or discontinuation of services provided by that party.

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

58 FINANCIAL REVIEW

LEGISLATIVE RISK

Our business model is dependent on sharing information between the family of companies owned by Wells Fargo to better satisfy our customers' needs. Laws that restrict the ability of our companies to share information about customers could negatively impact our revenue and profit.

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

OUR STOCK PRICE CAN BE VOLATILE.

Our stock price can fluctuate widely in response to a variety of factors including:

  •
  actual or anticipated variations in our quarterly operating results;
  •
  recommendations by securities analysts;
  •
  new technology used, or services offered, by our competitors;
  •
  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
  •
  failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;
  •
  operating and stock price performance of other companies that investors deem comparable to us;
  •
  news reports relating to trends, concerns and other issues in the financial services industry;
  •
  changes in government regulations; and
  •
  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        General market fluctuations, industry factors and general economic and political conditions and events, such as the recent terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

Additional Information

Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period annual and quarterly prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 97,002 as of January 31, 2003.

        The Company makes available free of charge on or through its website (www.wellsfargo.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports, electronically filed with or furnished to the Securities and Exchange Commission as soon as reasonably practicable. Those reports and amendments are also available free of charge on the SEC's website (www.sec.gov).

FINANCIAL REVIEW 59

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Income

(in millions, except per share amounts)

		Year ended December 31,

	2002	2001		2000
INTEREST INCOME
Securities available for sale	$2,424	$2,544		$2,671
Mortgages held for sale	2,450	1,595		849
Loans held for sale	252	317		418
Loans	13,418	14,461		14,446
Other interest income	288	284		341

Total interest income	18,832	19,201		18,725

INTEREST EXPENSE
Deposits	1,919	3,553		4,089
Short-term borrowings	536	1,273		1,758
Long-term debt	1,404	1,826		1,939
Guaranteed preferred beneficial interests in Company's subordinated debentures	118	89		74

Total interest expense	3,977	6,741		7,860

NET INTEREST INCOME	14,855	12,460		10,865
Provision for loan losses	1,733	1,780		1,329

Net interest income after provision for loan losses	13,122	10,680		9,536

NONINTEREST INCOME
Service charges on deposit accounts	2,179	1,876		1,704
Trust and investment fees	1,781	1,710		1,624
Credit card fees	920	796		721
Other fees	1,384	1,244		1,113
Mortgage banking	1,713	1,671		1,444
Insurance	997	745		411
Net gains (losses) on debt securities available for sale	293	316		(739)
Net (losses) gains from equity investments	(327)	(1,538)		2,130
Other	701	870		435

Total noninterest income	9,641	7,690		8,843

NONINTEREST EXPENSE
Salaries	4,383	4,027		3,652
Incentive compensation	1,706	1,195		846
Employee benefits	1,283	960		989
Equipment	1,014	909		948
Net occupancy	1,102	975		953
Goodwill	—	610		530
Core deposit intangibles	155	165		186
Net losses (gains) on dispositions of premises and equipment	52	(21)		(58)
Other	4,214	4,071		3,784

Total noninterest expense	13,909	12,891		11,830

INCOME BEFORE INCOME TAX EXPENSE AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	8,854	5,479		6,549
Income tax expense	3,144	2,056		2,523

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	5,710	3,423		4,026
Cumulative effect of change in accounting principle	(276)	—		—

NET INCOME	$5,434	$3,423		$4,026

NET INCOME APPLICABLE TO COMMON STOCK	$5,430	$3,409		$4,009

EARNINGS PER COMMON SHARE BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
Earings per common share	$3.35	$1.99		$2.36

Diluted earnings per common share	$3.32	$1.97		$2.33

EARNINGS PER COMMON SHARE
Earnings per common share	$3.19	$1.99		$2.36

Diluted earnings per common share	$3.16	$1.97		$2.33

DIVIDENDS DECLARED PER COMMON SHARE	$1.10	$1.00	$	..90

Average common shares outstanding	1701.1	1,709.5		1,699.5

Diluted average common shares outstanding	1,718.0	1,726.9		1,718.4

The accompanying notes are an integral part of these statements.

60 FINANCIAL STATEMENTS

Wells Fargo & Company and Subsidiaries

Consolidated Balance Sheet

(in millions, except shares)

		December 31,

	2002	2001
ASSETS
Cash and due from banks	$17,820	$16,968
Federal funds sold and securities purchased under resale agreements	3,174	2,530
Securities available for sale	27,947	40,308
Mortgages held for sale	51,154	30,405
Loans held for sale	6,665	4,745
Loans	196,634	172,499
Allowance for loan losses	3,862	3,761

Net loans	192,772	168,738

Mortgage servicing rights	4,489	6,241
Premises and equipment, net	3,688	3,549
Core deposit intangibles	868	1,013
Goodwill	9,753	9,527
Other assets	30,929	23,545

Total assets	$349,259	$307,569

LIABILITIES
Noninterest-bearing deposits	$74,094	$65,362
Interest-bearing deposits	142,822	121,904

Total deposits	216,916	187,266
Short-term borrowings	33,446	37,782
Accrued expenses and other liabilities	18,334	16,777
Long-term debt	47,320	36,095
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,885	2,435
STOCKHOLDERS' EQUITY
Preferred stock	251	218
Unearned ESOP shares	(190)	(154)

Total preferred stock	61	64
Common stock—$1 2/3 par value, authorized 6,000,000,000 shares; issued 1,736,381,025 shares	2,894	2,894
Additional paid-in capital	9,498	9,436
Retained earnings	19,394	16,005
Cumulative other comprehensive income	976	752
Treasury stock—50,474,518 shares and 40,886,028 shares	(2,465)	(1,937)

Total stockholders' equity	30,358	27,214

Total liabilities and stockholders' equity	$349,259	$307,569

The accompanying notes are an integral part of these statements.

FINANCIAL STATEMENTS 61

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income

(in millions, except shares)

	Number of shares	Preferred stock	Unearned ESOP shares	Common stock	Additional paid-in capital	Retained earnings	Notes receivable from ESOP	Treasury stock	Cumulative other comprehensive income	Total stock- holders' equity
BALANCE DECEMBER 31, 1999		$344	$(73)	$2,894	$9,213	$12,565	$(1)	$(1,831)	$760	$23,871

Comprehensive income
Net income—2000						4,026				4,026
Other comprehensive income, net of tax:
Translation adjustments									(2)	(2)
Net unrealized losses on securities available for sale									(234)	(234)

Total comprehensive income										3,790
Common stock issued	17,614,859			1	295	(458)		716		554
Common stock issued for acquisitions	75,554,229				(185)	(6)		3,128		2,937
Common stock repurchased	78,573,812			(1)	(42)			(3,195)		(3,238)
Stock appreciation rights					48					48
Preferred stock repurchased		(1)								(1)
Preferred stock issued to ESOP		170	(181)		11					—
Preferred stock released to ESOP			136		(8)					128
Preferred stock (122,288) converted to common shares	3,036,660	(128)			5			123		—
Preferred stock dividends						(17)				(17)
Common stock dividends						(1,569)				(1,569)
Cash payments received on notes receivable from ESOP							1			1
Change in Rabbi trust assets (classified as treasury stock)								(16)		(16)

Net change		41	(45)	—	124	1,976	1	756	(236)	2,617

BALANCE DECEMBER 31, 2000		385	(118)	2,894	9,337	14,541	—	(1,075)	524	26,488

Comprehensive income
Net income—2001						3,423				3,423
Other comprehensive income, net of tax:
Translation adjustments									(3)	(3)
Minimum pension liability adjustment									(42)	(42)
Net unrealized gains on securities available for sale and other retained interests									10	10
Cumulative effect of the change in accounting principle forderivatives and hedging activities									71	71
Net unrealized gains on derivatives and hedging activities									192	192

Total comprehensive income										3,651
Common stock issued	16,472,042				92	(236)		738		594
Common stock issued for acquisitions	428,343				1	1		20		22
Common stock repurchased	39,474,053							(1,760)		(1,760)
Preferred stock (192,000) issued to ESOP		192	(207)		15					—
Preferred stock released to ESOP			171		(12)					159
Preferred stock (158,517) converted to common shares	3,422,822	(159)			3			156		—
Preferred stock redeemed		(200)								(200)
Preferred stock dividends						(14)				(14)
Common stock dividends						(1,710)				(1,710)
Change in Rabbi trust assets (classified as treasury stock)								(16)		(16)

Net change		(167)	(36)	—	99	1,464	—	(862)	228	726

BALANCE DECEMBER 31, 2001		218	(154)	2,894	9,436	16,005	—	(1,937)	752	27,214

Comprehensive income
Net income—2002						5,434				5,434
Other comprehensive income, net of tax:
Translation adjustments									1	1
Minimum pension liability adjustment									42	42
Net unrealized gains on securities available for sale and other retained interests									484	484
Net unrealized losses on derivatives and hedging activities									(303)	(303)

Total comprehensive income										5,658
Common stock issued	17,345,078				43	(168)		777		652
Common stock issued for acquisitions	12,017,193				4			531		535
Common stock repurchased	43,170,943							(2,033)		(2,033)
Preferred stock (238,000) issued to ESOP		239	(256)		17					—
Preferred stock released to ESOP			220		(14)					206
Preferred stock (205,727) converted to common shares	4,220,182	(206)			12			194		—
Preferred stock dividends						(4)				(4)
Common stock dividends						(1,873)				(1,873)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)								3		3

Net change		33	(36)	—	62	3,389	—	(528)	224	3,144

BALANCE DECEMBER 31, 2002		$251	$(190)	$2,894	$9,498	$19,394	$—	$(2,465)	$976	$30,358

The accompanying notes are an integral part of these statements.

62 FINANCIAL STATEMENTS

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Cash Flows

(in millions)

	Year ended December 31,

	2002	2001	2000
Cash flows from operating activities:
Net income	$5,434	$3,423	$4,026
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for loan losses	1,733	1,780	1,329
Depreciation and amortization	3,495	2,961	1,790
Net (gains) losses on securities available for sale	(198)	726	(1,133)
Net gains on mortgage loan origination/sales activities	(1,038)	(705)	(38)
Net (gains) losses on sales of loans	(19)	(35)	134
Net losses (gains) on dispositions of premises and equipment	52	(21)	(58)
Net gains on dispositions of operations	(10)	(122)	(23)
Release of preferred shares to ESOP	206	159	128
Net increase in trading assets	(3,859)	(1,219)	(1,087)
Net increase (decrease) in deferred income taxes	305	(589)	873
Net decrease (increase) in accrued interest receivable	145	232	(230)
Net (decrease) increase in accrued interest payable	(53)	(269)	290
Originations of mortgages held for sale	(286,100)	(179,475)	(62,095)
Proceeds from sales of mortgages held for sale	265,028	157,884	62,873
Principal collected on mortgages held for sale	2,063	1,731	1,731
Net increase in loans held for sale	(1,091)	(206)	(1,498)
Other assets, net	(2,000)	(956)	(3,791)
Other accrued expenses and liabilities, net	1,929	5,082	4,149

Net cash (used) provided by operating activities	(13,978)	(9,619)	7,370

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	11,863	19,586	23,624
Proceeds from prepayments and maturities	9,684	6,730	6,247
Purchases	(7,261)	(29,053)	(19,770)
Net cash (paid for) acquired from acquisitions	(588)	(459)	469
Net increase in banking subsidiaries' loans resulting from originations and collections	(17,745)	(11,596)	(36,076)
Proceeds from sales (including participations) of banking subsidiaries' loans	948	2,305	11,898
Purchases (including participations) of loans by banking subsidiaries	(2,818)	(1,104)	(409)
Principal collected on nonbank subsidiaries' loans	11,396	9,964	8,305
Nonbank subsidiaries' loans originated	(14,621)	(11,651)	(9,300)
Proceeds from dispositions of operations	94	1,191	13
Proceeds from sales of foreclosed assets	473	279	255
Net (increase) decrease in federal funds sold and securities purchased under resale agreements	(475)	(932)	124
Net increase in mortgage servicing rights	(1,259)	(3,405)	(1,460)
Other, net	(2,646)	(1,095)	(6,489)

Net cash used by investing activities	(12,955)	(19,240)	(22,569)

Cash flows from financing activities:
Net increase in deposits	25,050	17,707	20,745
Net (decrease) increase in short-term borrowings	(5,224)	8,793	(3,511)
Proceeds from issuance of long-term debt	21,711	14,658	15,544
Repayment of long-term debt	(10,902)	(10,625)	(9,849)
Proceeds from issuance of guaranteed preferred beneficial interests in Company's subordinated debentures	450	1,500	—
Proceeds from issuance of common stock	578	484	422
Redemption of preferred stock	—	(200)	—
Repurchase of common stock	(2,033)	(1,760)	(3,238)
Payment of cash dividends on preferred and common stock	(1,877)	(1,724)	(1,586)
Other, net	32	16	(468)

Net cash provided by financing activities	27,785	28,849	18,059

Net change in cash and due from banks	852	(10)	2,860
Cash and due from banks at beginning of year	16,968	16,978	14,118

Cash and due from banks at end of year	$17,820	$16,968	$16,978

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,924	$6,472	$8,150
Income taxes	$2,789	$2,552	$817
Noncash investing and financing activities:
Net transfers between mortgages held for sale and loans	$439	$1,230	$129
Net transfers between loans held for sale and loans	$829	$—	$1,388
Transfers from loans to foreclosed assets	$491	$325	$189

The accompanying notes are an integral part of these statements.

FINANCIAL STATEMENTS 63

Notes to Financial Statements

Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company and Subsidiaries (consolidated) (the Company) is a diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, commercial businesses and financial institutions in all 50 states of the U.S. and in other countries. Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.

        The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP) and prevailing practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Significant estimates have been made by management in several areas, including the allowance for loan losses (Note 5), the valuation of mortgage servicing rights (Notes 21 and 22) and pension accounting (Note 15). Actual results could differ from those estimates. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation.

        The following is a description of the significant accounting policies of the Company.

Consolidation

The consolidated financial statements of the Company include the accounts of the Parent, and its majority-owned subsidiaries, which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other affiliates in which there is at least 20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost, except for marketable equity securities, which are carried at fair value with changes in fair value included in other comprehensive income. Assets that are accounted for by either the equity or cost method are included in other assets.

Securities

Securities are accounted for according to their purpose and holding period.

SECURITIES AVAILABLE FOR SALE Debt securities that might not be held until maturity and marketable equity securities are classified as securities available for sale and are reported at estimated fair value, with unrealized gains and losses, after applicable taxes, reported as a component of cumulative other comprehensive income. The estimated fair value of a security is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. The asset value is reduced when declines in the value of debt securities and marketable equity securities are considered other than temporary and the estimated loss is recorded in noninterest income. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. The Company considers such factors as the length of time and the extent to which the market value has been less than cost; the financial condition, capital strength, and near-term prospects of the issuer; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, the Company's investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. These investments are managed within capital risk limits approved by management and the Board and monitored by the Corporate Asset/Liability Management Committee. Realized gains and losses on the sale of these securities are recognized in noninterest income using the specific identification method. For certain debt securities (for example, Government National Mortgage Association securities), the Company anticipates prepayments of principal in the calculation of the effective yield used to accrete discounts or amortize premiums to interest income.

TRADING SECURITIES Securities acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income. Trading securities are included in other assets in the balance sheet.

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly-traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank stock). These assets are reviewed at least quarterly for possible other-than-temporary impairment. Management's review typically includes an analysis of the facts and circumstances of each individual investment, the expectations for that investment's cash flows and capital needs, the viability of its business model and the Company's exit strategy. These securities are generally accounted for at cost and are included in other assets. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recognized as a loss from equity investments and included in noninterest income.

Mortgages Held for Sale

Mortgages held for sale are stated at the lower of aggregate cost or market value. The determination of any write-down to market value includes consideration of all open positions, outstanding commitments from investors and interest rate lock commitment value already recorded.

64 FINANCIAL STATEMENTS

Loans Held for Sale

Loans held for sale include those student loans that the Company has demonstrated the intent and ability to sell. Such loans are carried at the lower of aggregate cost or market value. Gains and losses on loan sales are recorded in noninterest income, based on the difference between sales proceeds and carrying value.

Loans

Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.

NONACCRUAL LOANS Loans are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when a portion of the principal has been charged off. Such loans are entirely charged off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, industry practice, country, terms and other factors.

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

IMPAIRED LOANS Loans, other than smaller-balance homogeneous loans and wholesale loans with a balance less than $1 million, are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments.

        This assessment for impairment occurs when such loans are on nonaccrual. When a loan over $1 million with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows.

        If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is a valuation allowance for probable credit losses inherent in the portfolio as of the balance sheet date. The Company's determination of the level of the allowance for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, evaluation of credit risk related to certain individual borrowers and pools of homogenous loans, periodic use of sensitivity analysis and expected loss simulation modeling and the Company's ongoing internal audit and examination processes and those of its regulators.

Transfers and Servicing of Financial Assets

A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred. Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the assets sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer. Fair values of servicing rights and other retained interests at the date of transfer are determined using present value of estimated future cash flows valuation techniques, incorporating assumptions that market participants would use in their estimates of values.

        The Company recognizes as assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. Mortgage servicing rights are amortized over the period of estimated net servicing income. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values, mortgage servicing rights are assessed quarterly for impairment. Any such indicated provision for impairment is recognized in income, during the period in which it occurs, in a mortgage servicing rights valuation allowance account which is adjusted each subsequent period to reflect any increase or decrease in the indicated impairment. The Company reviews mortgage servicing rights for other-than-temporary impairment each quarter and recognizes a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. In determining whether other-than-temporary impairment has taken place, the Company considers both historical and projected trends in interest rates and pay off activity and the potential for impairment recovery through interest rate increases. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the mortgage servicing rights, precluding subsequent reversals. The current fair values of mortgage servicing rights and other retained interests are determined using present value of estimated

FINANCIAL STATEMENTS 65

future cash flows valuation techniques, incorporating assumptions that market participants would use in their estimates of values.

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

Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. On July 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, the Company's goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized over periods of up to 25 years. Effective January 1, 2002, all goodwill amortization was discontinued.

        Effective January 1, 2002, the Company assesses goodwill for impairment annually, and more frequently in the presence of certain circumstances, on a reporting unit level by applying a fair-value-based test using discounted estimated future net cash flows. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. In the first quarter of 2002, the Company completed its initial goodwill impairment assessment and recorded a transitional impairment charge as a cumulative effect of a change in accounting principle in the Consolidated Statement of Income. Impairment losses are recognized in accordance with FAS 142 as a charge to noninterest expense (unless related to discontinued operations) and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.

        Core deposit intangibles are amortized on an accelerated basis based on useful lives of up to 15 years. Other identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over useful lives of up to 15 years.

        The Company reviews core deposit intangibles and other identifiable intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable (except mortgage servicing rights, which are reviewed quarterly). For these intangible assets impairment is indicated if the sum of undiscounted estimated future net cash flows is less than the carrying value of the asset. Impairment is recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. Subsequent reversals of intangible assets impairment losses are prohibited.

Pension Accounting

The Company accounts for its defined benefit pension plans using an actuarial model required by FASB Statement No. 87, Employers' Accounting for Pensions. This model uses an approach that allocates pension costs over the service period of employees in the plan. The principle underlying this accounting is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow the same pattern.

        One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of an expected long-term rate of return on plan assets may result in recognized pension income returns that are greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the service period related to employees in the plan. Any difference between actual and expected return in excess of a 5% corridor is recognized in the net periodic pension calculation over five subsequent years.

        The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns to develop its expected return on plan assets.

        The discount rate assumptions used for pension accounting reflect the rates available at the measurement date on high-quality fixed-income debt instruments.

Income Taxes

The Company files a consolidated federal income tax return. Combined state tax returns are filed in certain states.

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

66 FINANCIAL STATEMENTS

Stock-Based Compensation

The Company has several stock-based employee compensation plans, which are described more fully in Note 14. As permitted by FASB Statement No. 123 (FAS 123), Accounting for Stock-Based Compensation, the Company has elected to continue applying the intrinsic value method of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, in accounting for its stock plans. As required by FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment to FASB Statement 123, pro forma net income and earnings per common share information is provided below, as if the Company accounted for its employee stock option plans under the fair value method of FAS 123. The fair value of options was estimated at the grant date using a Black-Scholes option pricing model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company's stock options have characteristics significantly more restrictive than those of traded or transferable options, in management's opinion, the existing valuation models do not necessarily provide a reliable single measure of the fair value of stock options.

(in millions, except per
share amounts)

	Year ended December 31,

	2002	2001	2000
Net income, as reported	$5,434	$3,423	$4,026
Add: Stock-based employee compensation expense included in reported net income, net of tax	3	4	4
Less: Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(190)	(150)	(116)

Net income, pro forma	$5,247	$3,277	$3,914

Earnings per common share
As reported	$3.19	$1.99	$2.36
Pro forma	3.08	1.91	2.29
Diluted earnings per common share
As reported	$3.16	$1.97	$2.33
Pro forma	3.05	1.89	2.27

Earnings Per Common Share

Earnings per common share are presented under two formats: earnings per common share and diluted earnings per common share. Earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year, plus the impact of common stock equivalents (i.e., stock options, restricted share rights and convertible subordinated debentures) that are dilutive.

Derivative Instruments and Hedging Activities

On January 1, 2001, the Company adopted FASB Statement No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133. All derivative instruments are recognized on the balance sheet at fair value. On the date the Company enters into a derivative contract, the Company designates the derivative instrument as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge) or (3) held for trading, customer accommodation or not qualifying for hedge accounting ("free-standing derivative instruments"). For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income in the same financial statement category as the hedged item. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income within stockholders' equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income in the same financial statement category as the hedged item. For freestanding derivative instruments, changes in the fair values are reported in current period noninterest income.

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

        The Company discontinues hedge accounting prospectively when (1) it determines that a derivative instrument is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (2) a derivative instrument expires or is sold, terminated, or exercised; (3) a derivative instrument is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of a derivative instrument as a hedge instrument is no longer appropriate.

        When hedge accounting is discontinued because it is determined that a derivative instrument no longer qualifies as an effective fair value hedge, the derivative instrument will continue to be carried on the balance sheet at its fair value with changes in fair value included in earnings, and

FINANCIAL STATEMENTS 67

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

        The Company occasionally purchases or originates financial instruments that contain an embedded derivative instrument. At inception of the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is separated from the host contract and carried at fair value with changes recorded in current period earnings. As permitted by the FASB, the Company has elected not to apply FAS 133 to embedded derivative instruments that existed on January 1, 2001 and were issued or acquired before January 1, 1999 and not substantially modified thereafter.

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

68 FINANCIAL STATEMENTS

Note 2: Business Combinations

The Company regularly explores opportunities to acquire financial institutions and related financial services businesses. Generally, management of the Company does not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.

        Excluding the Company's merger with First Security Corporation, the table below includes transactions completed in the years ended December 31, 2002, 2001 and 2000:

(in millions)

	Date	Assets
2002
Risk Management Services, Inc., Morristown, Tennessee	January 1	$2
Alcalay, Cohen, Inc. d/b/a General Insurance Consultants, Tarzana, California	February 1	6
Texas Financial Bancorporation, Inc., Minneapolis, Minnesota	February 1	2,957
Five affiliated banks and related entities of Marquette Bancshares, Inc. located in Minnesota, Wisconsin, Illinois, Iowa and South Dakota	February 1	3,086
SIFE, Walnut Creek, California	February 22	25
Rediscount business of Washington Mutual Bank, FA, Philadelphia, Pennsylvania	March 28	281
Tejas Bancshares, Inc., Amarillo, Texas	April 26	374
FAS Holdings, Inc., San Diego, California	July 22	48
Nelson Capital Management, Inc., Palo Alto, California	October 1	13
Daniel T. Nowels, Inc., Colorado Springs, Colorado	November 1	—

		$6,792

2001
Conseco Finance Vendor Services Corporation, Paramus, New Jersey	January 31	$860
Buffalo Insurance Agency Group, Inc., Buffalo, Minnesota	March 1	1
SCI Financial Group, Inc., Cedar Rapids, Iowa	March 29	21
Midland Trust Company, National Association, Midland, Texas	April 7	10
ACO Brokerage Holdings Corporation (Acordia Group of Insurance Agencies), Chicago, Illinois	May 1	866
H.D. Vest, Inc., Irving, Texas	July 2	182
CarFinance America, Inc., Memphis, Tennessee	July 25	6
H & R Phillips, Inc., New York, New York	December 6	4

		$1,950

2000
First Place Financial Corporation, Farmington, New Mexico	January 18	$733
North County Bancorp, Escondido, California	January 27	413
Prime Bancshares, Inc., Houston, Texas	January 28	1,366
Ragen MacKenzie Group Incorporated, Seattle, Washington	March 16	901
Napa National Bancorp, Napa, California	March 17	188
Servus Financial Corporation, Herndon, Virginia	March 17	168
Michigan Financial Corporation, Marquette, Michigan	March 30	975
Bryan, Pendleton, Swats & McAllister, LLC, Nashville, Tennessee	March 31	12
Black & Company, Inc., Portland, Oregon	May 1	4
1st Choice Financial Corp., Greeley, Colorado	June 13	483
First Commerce Bancshares, Inc., Lincoln, Nebraska	June 16	2,868
National Bancorp of Alaska, Inc., Anchorage, Alaska	July 14	3,518
Charter Financial, Inc., New York, New York	September 1	532
Buffalo National Bancshares, Inc., Buffalo, Minnesota	September 28	123
Brenton Banks, Inc., Des Moines, Iowa	December 1	2,191
Paragon Capital, LLC, Needham, Massachusetts	December 15	13
Flagship Credit Corporation, Philadelphia, Pennsylvania	December 21	841

		$15,329

FINANCIAL STATEMENTS 69

        At December 31, 2002, the Company had three pending business combinations with total assets of approximately $700 million, and anticipates that the transactions will be completed during the first quarter of 2003.

        In connection with certain brokerage, asset management and insurance agency acquisitions made by the Company, the terms of the acquisition agreement provide for deferred payments or additional consideration based on certain performance targets. At December 31, 2002, the amount of contingent consideration expected to be paid was not material to the Company's financial statements.

Merger Involving the Company and First Security Corporation

On October 25, 2000 the merger involving the Company and First Security Corporation was completed as a pooling-of-interests. Under the terms of the merger agreement, stockholders of First Security received .355 shares of common stock of the Company for each share of common stock owned. As a condition to the merger, the Company was required by regulatory agencies to divest 39 stores in Idaho, New Mexico, Nevada and Utah having aggregate deposits of approximately $1.5 billion. These sales were completed in the first quarter of 2001 and the Company realized a net gain of $96 million, which included a $54 million reduction of goodwill.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained with the Federal Reserve Banks by each of the banking subsidiaries. The average required reserve balance was $1.8 billion and $2.1 billion in 2002 and 2001, respectively.

        Federal law places restrictions on the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. These transactions between a bank and its nonbank affiliates are limited. They may not exceed 10% of the bank's capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank's capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. (For further discussion of risk-based capital, see Note 25).

        The payment of dividends by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income less dividends declared during the period as determined based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, the Company's national and state-chartered subsidiary banks could have declared dividends of $1,617 million and $1,026 million in 2002 and 2001, respectively, without obtaining prior regulatory approval. In addition, the Company's nonbank subsidiaries could have declared dividends of $1,252 million and $1,292 million at December 31, 2002 and 2001, respectively.

70 FINANCIAL STATEMENTS

Note 4: Securities Available for Sale

The following table provides the cost and fair value for the major components of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 2002 or 2001.

(in millions)

					December 31,

	2002				2001

	Cost	Estimated unrealized gross gains	Estimated unrealized gross losses	Estimated fair value	Cost	Estimated unrealized gross gains	Estimated unrealized gross losses	Estimated fair value
Securities of U.S.Treasury and federal agencies	$1,315	$66	$—	$1,381	$1,983	$66	$(2)	$2,047
Securities of U.S. states and political subdivisions	2,232	155	(5)	2,382	2,146	90	(13)	2,223
Mortgage-backed securities:
Federal agencies	17,766	1,325	(1)	19,090	29,280	449	(8)	29,721
Private collateralized mortgage obligations(1)	1,775	108	(3)	1,880	2,628	49	(19)	2,658

Total mortgage-backed securities	19,541	1,433	(4)	20,970	31,908	498	(27)	32,379
Other	2,608	125	(75)	2,658	2,625	86	(43)	2,668

Total debt securities	25,696	1,779	(84)	27,391	38,662	740	(85)	39,317
Marketable equity securities	598	72	(114)	556	815	264	(88)	991

Total(2)	$26,294	$1,851	$(198)	$27,947	$39,477	$1,004	$(173)	$40,308

(1)
Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.
(2)
At December 31, 2002, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.

Securities pledged where the secured party has the right to sell or repledge totaled $3.6 billion at December 31, 2002 and $7.6 billion at December 31, 2001. Securities pledged where the secured party does not have the right to sell or repledge totaled $17.9 billion at December 31, 2002 and $15.7 billion at December 31, 2001 and are primarily pledged to secure trust and public deposits and for other purposes as required or permitted by law. The Company has accepted collateral in the form of securities that it has the right to sell or repledge of $3.1 billion at December 31, 2002 and $2.7 billion at December 31, 2001, of which $1.7 billion and $1.4 billion had been sold or repledged at December 31, 2002 and 2001, respectively.

        Securities available for sale decreased from $40.3 billion at December 31, 2001 to $27.9 billion at December 31, 2002. The decrease was predominantly due to a decrease in federal agency securities from the sale of certain longer-maturity mortgage-backed securities subject to prepayment risk and prepayments of mortgage-backed securities held.

        The table to the right provides the components of the realized net gains (losses) on the sales of securities from the securities available for sale portfolio, including those related to mortgage banking and marketable equity securities.

        The decrease in realized gross losses between December 31, 2002 and December 31, 2001 was due to a $1.18 billion other-than-temporary impairment the Company recognized in the second quarter of 2001.

(in millions)

	Year ended December 31,

	2002	2001	2000
Realized gross gains	$617	$789	$2,353
Realized gross losses(1)	(419)	(1,515)	(1,220)

Realized net gains (losses)	$198	$(726)	$1,133

(1)
Includes other-than-temporary impairment of $180 million, $1,198 million and $100 million for 2002, 2001 and 2000, respectively.

        The table on the next page provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Remaining maturities will differ from contractual maturities because mortgage debt issuers may have the right to prepay obligations prior to contractual maturity.

FINANCIAL STATEMENTS 71

(in millions)

	December 31, 2002

			Remaining contractual principal maturity

			Within one year		After one year through five years		After five years through ten years		After ten years

	Total amount	Weighted- average yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S. Treasury and federal agencies	$1,381	5.20%	$490	4.93%	$833	5.34%	$56	5.36%	$2	7.40%
Securities of U.S. states and political subdivisions	2,382	8.53	127	8.63	550	8.22	296	7.60	1,409	8.83
Mortgage-backed securities:
Federal agencies	19,090	7.72	8	6.63	137	7.15	220	6.99	18,725	7.73
Private collateralized mortgage obligations	1,880	7.35	929	6.96	17	6.97	16	4.75	918	7.81

Total mortgage-backed securities	20,970	7.69	937	6.96	154	7.13	236	6.84	19,643	7.73
Other	2,658	7.76	43	6.16	642	6.09	330	7.26	1,643	8.55

ESTIMATED FAIR VALUE OF DEBT SECURITIES(1)	$27,391	7.64%	$1,597	6.45%	$2,179	6.41%	$918	7.15%	$22,697	7.86%

TOTAL COST OF DEBT SECURITIES	$25,696		$1,503		$2,058		$898		$21,237

(1)
The weighted-average yield is computed using the amortized cost of debt securities available for sale.
Note 5: Loans and Allowance for Loan Losses

A summary of the major categories of loans outstanding and related unfunded commitments is shown in the table below. Unfunded commitments are defined as all legally binding agreements to extend credit, net of all funds lent, and all standby and commercial letters of credit issued under the terms of those commitments. At December 31, 2002 and 2001, the commercial loan category did not have a concentration in any industry that exceeded 10% of total loans.

At December 31, 2002 and 2001, neither the real estate 1-4 family first nor junior lien mortgage categories had a concentration in any state that exceeded 10% of total loans, except for the 1-4 family first mortgage category in California, which represents 11% of total loans. At December 31, 2002 and 2001, the other revolving credit and monthly payment category did not have any concentration in any product type that exceeded 10% of total loans.

(in millions)

				December 31,

	2002		2001

	Outstanding	Commitments to extend credit	Outstanding	Commitments to extend credit
Commercial	$47,292	$47,700	$47,547	$52,682
Real estate 1-4 family first mortgage	36,339	3,658	25,588	2,147	(2)
Other real estate mortgage	25,312	2,111	24,808	2,081
Real estate construction	7,804	3,581	7,806	4,237
Consumer:
Real estate 1-4 family junior lien mortgage	35,927	23,098	25,530	14,038
Credit card	7,455	21,380	6,700	16,817
Other revolving credit and monthly payment	26,353	11,451	23,502	9,104

Total consumer	69,735	55,929	55,732	39,959
Lease financing	8,241	—	9,420	—
Foreign	1,911	175	1,598	214

Total loans(1)	$196,634	$113,154	$172,499	$101,320

(1)
Outstanding loan balances at December 31, 2002 and 2001 are net of unearned income, including net deferred loan fees, of $4,276 million and $4,143 million, respectively.
(2)
Revised to include certain interest rate loan commitments.

72 FINANCIAL STATEMENTS

        In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management may require a certain amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral requirements for loans whether they are funded immediately or on a delayed basis (commitment).

        A commitment to extend credit is a legally binding agreement to lend funds to a customer usually at a stated interest rate and for a specified purpose. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity requirements or credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table on the previous page because a significant portion of those commitments are expected to expire without being drawn upon. Certain commitments are subject to loan agreements containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.

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

        Standby letters of credit totaled $6.3 billion and $5.5 billion at December 31, 2002 and 2001, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing standby letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are reported net of participations sold to other institutions of $1,129 million and $736 million at December 31, 2002 and 2001, respectively. Deferred fees associated with these standby letters of credit were immaterial to the Company's financial statements.

        Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $3.0 billion and $1.6 billion at December 31, 2002 and 2001, respectively. The Company also had commitments for commercial and similar letters of credit of $719 million and $577 million at December 31, 2002 and 2001, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee.

        The Company has entered into various contingent performance guarantee arrangements with terms ranging from 1 to 30 years. These guarantees have arisen through certain risk participation agreements, lending arrangements, or sales of loans. The impact of these guarantees at December 31, 2002 was not material to the Company's financial statements.

        The Company has an established process to determine the adequacy of the allowance for loan losses which assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to FASB Statement No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan) and loans analyzed on a pooled basis.

        The determination of the allocated allowance for portfolios of larger commercial and commercial real estate loans involves the use of a continuous and standardized loan grading process in combination with a review of individual higher-risk transactions. The Company grades loans and assigns a loss factor to each pool of loans based on the grades. The loss factors used for this analysis are derived in two ways. First, migration models are used to determine loss factors by tracking actual portfolio movements between loan grades over the loss emergence period of these portfolios. Second, in the case of graded loans without identified credit weakness, the loss factors are estimated using a combination of long-term average loss experience of the Company's graded portfolios and external industry data. In addition, the Company analyzes larger non-performing loans individually for impairment using a cash flow or collateral based methodology. Calculated impairment is included in the allowance unless impairment is recognized through a charge-off.

FINANCIAL STATEMENTS 73

        In the case of more homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business loans, the determination of the allocated allowance is conducted at an aggregate, or pooled, level. For such portfolios, the risk assessment process includes the use of forecasting models, which focus on recent delinquency and loss trends in different portfolio segments to measure inherent loss in these portfolios. Such analyses are updated frequently to capture recent behavioral characteristics of the subject portfolios, as well as any changes in management's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses.

        The risk associated with unfunded commitments and letters of credit are a consideration in the loss factor analysis associated with loans outstanding. This risk assessment is converted to a loan equivalent factor and has historically been a minor component of the allocated allowance. At December 31, 2002, 5.7% of allocated reserves and 3.8% of the total allowance is related to this potential risk. Any provision necessary to cover this exposure has been included as a component of the Company's provision for loan losses.

        While coverage of one year's losses is often adequate (particularly for homogeneous pools of loans and leases), the time period covered by the allowance may vary by portfolio, based on the Company's best estimate of the inherent losses in the entire portfolio as of the evaluation date.

        To mitigate imprecision and incorporate the range of probable outcomes inherent in estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component also incorporates the Company's judgmental determination of risks inherent in portfolio composition or economic uncertainties and other subjective factors, including industry trends impacting specific portfolio segments that have not yet resulted in changes to individual loan grades. Therefore, the ratio of the allocated to the unallocated components within the total allowance for loan losses may fluctuate from period to period. The allocated and unallocated components represent the total allowance for loan losses that would adequately cover losses inherent in the loan portfolio. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

        The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including (1) general economic conditions, (2) loan portfolio composition, (3) prior loan loss experience, (4) the evaluation of credit risk related to both individual borrowers and pools of homogenous loans, (5) periodic use of sensitivity analysis and expected loss simulation modeling and (6) the Company's ongoing examination processes and that of its regulators. The Company has an internal risk analysis and review staff that continuously reviews loan quality and reports the results of its examinations to executive management and the Board of Directors. Such reviews also assist management in establishing the level of the allowance. In addition, the Company periodically evaluates the adequacy of its allowance for loan losses using a statistical loss model.

        Like all national banks, subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. These examinations occur throughout the year and target various activities of the subsidiary national banks, including both the loan grading system and specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the subsidiary national banks being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve Board.

        The Company considers the allowance for loan losses of $3.86 billion adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit at December 31, 2002.

74 FINANCIAL STATEMENTS

Changes in the allowance for loan losses were as follows:
(in millions)	Year ended December 31,

	2002	2001	2000	1999	1998
Balance, beginning of year	$3,761	$3,719	$3,344	$3,307	$3,220
Allowances related to business combinations/other	93	41	265	48	148
Provision for loan losses	1,733	1,780	1,329	1,104	1,617
Loan charge-offs:
Commercial	(716)	(692)	(429)	(395)	(271)
Real estate 1-4 family first mortgage	(27)	(29)	(16)	(14)	(29)
Other real estate mortgage	(24)	(32)	(32)	(28)	(54)
Real estate construction	(40)	(37)	(8)	(2)	(3)
Consumer:
Real estate 1-4 family junior lien mortgage	(67)	(47)	(34)	(33)	(31)
Credit card	(407)	(421)	(367)	(403)	(549)
Other revolving credit and monthly payment	(770)	(770)	(623)	(585)	(1,069)

Total consumer	(1,244)	(1,238)	(1,024)	(1,021)	(1,649)
Lease financing	(93)	(94)	(52)	(38)	(49)
Foreign	(84)	(78)	(86)	(90)	(84)

Total loan charge-offs	(2,228)	(2,200)	(1,647)	(1,588)	(2,139)

Loan recoveries:
Commercial	162	96	98	90	87
Real estate 1-4 family first mortgage	4	3	4	6	12
Other real estate mortgage	16	22	13	38	79
Real estate construction	19	3	4	5	4
Consumer:
Real estate 1-4 family junior lien mortgage	14	11	14	15	7
Credit card	47	40	39	49	59
Other revolving credit and monthly payment	205	203	213	243	187

Total consumer	266	254	266	307	253
Lease financing	22	25	13	12	12
Foreign	14	18	30	15	14

Total loan recoveries	503	421	428	473	461

Net loan charge-offs	(1,725)	(1,779)	(1,219)	(1,115)	(1,678)

Balance, end of year	$3,862	$3,761	$3,719	$3,344	$3,307

Net loan charge-offs as a percentage of average total loans	.96%	1.09%	.84%	.90%	1.44%

Allowance as a percentage of total loans	1.96%	2.18%	2.31%	2.51%	2.76%

        Nonaccrual loans were $1.5 billion and $1.6 billion at December 31, 2002 and 2001, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $672 million and $698 million at December 31, 2002 and 2001, respectively.

        In accordance with FAS 114, the following table shows the recorded investment in impaired loans and the methodology used to measure impairment at December 31, 2002 and 2001:

(in millions)	December 31,

	2002	2001
Impairment measurement based on:
Collateral value method	$309	$485
Discounted cash flow method	303	338

Total(1)	$612	$823

(1)
Includes $201 million and $482 million of impaired loans with a related FAS 114 allowance of $52 million and $86 million at December 31, 2002 and 2001, respectively.

        The average recorded investment in impaired loans during 2002, 2001 and 2000 was $705 million, $707 million and $313 million, respectively. Total interest income recognized on impaired loans during 2002, 2001 and 2000 was $17 million, $13 million and $3 million, respectively, which was predominantly recorded using the cost recovery method. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt.

FINANCIAL STATEMENTS 75

Note 6: Premises, Equipment, Lease Commitments and Other Assets

        The following table presents comparative data for premises and equipment:

(in millions)	December 31,

	2002	2001
Land	$486	$463
Buildings	2,758	2,593
Furniture and equipment	2,991	3,012
Leasehold improvements	911	874
Premises leased under capital leases	45	54

Total	7,191	6,996
Less accumulated depreciation and amortization	3,503	3,447

Net book value	$3,688	$3,549

        Depreciation and amortization expense was $599 million, $561 million and $560 million in 2002, 2001 and 2000, respectively.

        The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 2002:

(in millions)	Operating leases	Capital leases
Year ended December 31,
2003	$459	$6
2004	388	4
2005	310	4
2006	248	3
2007	203	2
Thereafter	769	18

Total minimum lease payments	$2,377	37

Executory costs		(1)
Amounts representing interest		(15)

Present value of net minimum lease payments		$21

        Rental expense, net of rental income, for all operating leases was $535 million, $473 million and $499 million in 2002, 2001 and 2000, respectively.

        The components of other assets at December 31, 2002 and 2001 were as follows:

(in millions)	December 31,

	2002	2001
Trading assets	$10,167	$4,996
Accounts receivable	5,206	4,370
Nonmarketable equity investments:
Private equity investments	1,657	1,696
Federal bank stock	1,591	1,295
All other	1,473	1,071

Total nonmarketable equity investments	4,721	4,062
Government National Mortgage
Association (GNMA) pool buy-outs	2,336	2,815
Interest receivable	1,139	1,284
Interest-earning deposits	352	206
Foreclosed assets	201	171
Certain identifiable intangible assets	116	119
Due from customers on acceptances	110	104
Other	6,581	5,418

Total and other assets	$30,929	$23,545

        Trading assets consist predominantly of securities, including corporate debt, U.S. government agency obligations and the fair value of derivative instruments held for customer accommodation purposes. Interest income from trading assets was $169 million, $114 million and $98 million in 2002, 2001 and 2000, respectively. Noninterest income from trading assets, included in the "other" category, was $321 million, $400 million and $238 million in 2002, 2001 and 2000, respectively.

        Net (losses) gains from nonmarketable equity investments were $(202) million, $(566) million and $353 million for 2002, 2001 and 2000, respectively, and included other-than-temporary impairment of $318 million, $744 million and $63 million for the same periods, respectively.

        GNMA pool buy-outs are advances made to GNMA mortgage pools that are guaranteed by the Federal Housing Administration or by the Department of Veterans Affairs (collectively, "the guarantors"). These advances are made to buy out government agency-guaranteed delinquent loans, pursuant to the Company's servicing agreements. The Company undertakes the collection and foreclosure process on behalf of the guarantors. After the foreclosure process is complete, the Company is reimbursed for substantially all costs incurred, including the advances.

76 FINANCIAL STATEMENTS

Note 7: Intangible Assets

        The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2002 and 2001 is presented in the following table.

	December 31, 2002		December 31, 2001

(in millions)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortized intangible assets:
Mortgage servicing rights,before valuation allowance(1)	$11,528	$4,851	$10,194	$2,829
Core deposit intangibles	2,415	1,547	2,406	1,393
Other	374	254	352	228

Total	$14,317	$6,652	$12,952	$4,450

Unamortized intangible asset (trademark)	$14		$14

(1)
The valuation allowance was $2,188 million at December 31, 2002 and $1,124 million at December 31, 2001. The carrying value of mortgage servicing rights was $4,489 million at December 31, 2002 and $6,241 million at December 31, 2001.

        The projections of amortization expense shown below for mortgage servicing rights are based on asset balances and the interest rate environment as of December 31, 2002. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions.

        The following table shows the current year and estimated future amortization expense for amortized intangible assets:

(in millions)	Mortgage servicing rights	Core deposit intangibles	Other	Total
Year ended December 31, 2002	$1,942	$155	$29	$2,126
Estimate for year ended December 31,
2003	2,625	142	22	2,789
2004	1,659	131	20	1,810
2005	972	120	15	1,107
2006	569	108	13	690
2007	341	99	11	451

Note 8: Goodwill

        The following table summarizes the changes in 2002 in the carrying amount of goodwill as allocated to the Company's operating segments for the purpose of goodwill impairment analysis.

(in millions)	Community Banking	Wholesale Banking	Wells Fargo Financial	Consolidated Company
Balance December 31, 2001	$6,265	$2,655	$607	$9,527
Goodwill from business combinations	637	19	7	663
Transitional goodwill impairment charge	—	(133)	(271)	(404)
Goodwill written off related to divested businesses	(33)	—	—	(33)

Balance December 31, 2002	$6,869	$2,541	$343	$9,753

        During the first quarter of 2002, the Company completed its initial goodwill impairment testing under FAS 142, Goodwill and Other Intangible Assets. For goodwill impairment testing, enterprise-level goodwill acquired in business combinations is allocated to reporting units based on the relative fair value of assets acquired and recorded in the Company's respective reporting units. Through this allocation, the Company assigned enterprise-level goodwill to the reporting units that are expected to benefit from the synergies of the combination. All reporting units were evaluated using discounted estimated future net cash flows. The process resulted in a $276 million (after tax), $404 million (before tax), transitional impairment charge reported as a cumulative effect of a change in accounting principle. The transitional impairment resulted from a change in the method of testing for goodwill impairment under FAS 142, as well as a change in business strategies, reflecting the economic outlook, for certain reporting units in Wholesale Banking and Wells Fargo Financial, primarily Island Finance, a Puerto Rico-based consumer finance company acquired in 1995.

        In 2002, the Company completed its annual goodwill impairment assessment and determined that no additional impairment was required.

        Goodwill amounts allocated to the operating segments for goodwill impairment analysis differ from amounts allocated to the Company's operating segments for management reporting discussed in Note 20. At December 31, 2002, for management reporting, the balance of goodwill for Community Banking, Wholesale Banking and Wells Fargo Financial was $2.89 billion, $591 million and $343 million, respectively, with $5.93 billion recorded at the enterprise level.

FINANCIAL STATEMENTS 77

Note 9: Deposits

        The total of time certificates of deposit and other time deposits issued by domestic offices was $31,637 million and $26,454 million at December 31, 2002 and 2001, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits are shown in the following table.

(in millions)	December 31, 2002
2003	$23,786
2004	4,029
2005	1,660
2006	896
2007	731
Thereafter	535

Total	$31,637

        Of the total above, the amount of time deposits with a denomination of $100,000 or more was $15,403 million and $6,427 million at December 31, 2002 and 2001, respectively.

        The contractual maturities of these deposits are shown in the following table.

(in millions)	December 31, 2002
Three months or less	$10,444
After three months through six months	1,313
After six months through twelve months	1,328
After twelve months	2,318

Total	$15,403

        Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $9,454 million and $4,132 million at December 31, 2002 and 2001, respectively.

        Demand deposit overdrafts that have been reclassified as loan balances were $564 million and $638 million at December 31, 2002 and 2001, respectively.

Note 10: Short-Term Borrowings

        The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

(in millions)		2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Commercial paper and other short-term borrowings	$11,109	1.57%	$13,965	2.01%	$15,844	6.64%
Federal funds purchased and securities sold under agreements to repurchase	22,337	1.08	23,817	1.53	13,145	5.81

Total	$33,446	1.24	$37,782	1.71	$28,989	6.26

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$13,048	1.84%	$13,561	4.12%	$14,375	6.43%
Federal funds purchased and securities sold under agreements to repurchase	20,230	1.47	20,324	3.51	13,847	6.03

Total	$33,278	1.61	$33,885	3.76	$28,222	6.23

Maximum month-end balance
Commercial paper and other short-term borrowings(1)	$17,323	N/A	$19,818	N/A	$17,730	N/A
Federal funds purchased and securities sold under agreements to repurchase(2)	33,647	N/A	26,346	N/A	16,535	N/A

N/A—Not applicable.

(1)
Highest month-end balance in each of the last three years appeared in January 2002, October 2001 and January 2000.
(2)
Highest month-end balance in each of the last three years appeared in January 2002, September 2001 and August 2000.

        At December 31, 2002, the Company had available lines of credit totaling $2.25 billion, of which $254 million was obtained through a subsidiary, Wells Fargo Financial, Inc. The remaining $2.0 billion was in the form of a revolving credit facility. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

78 FINANCIAL STATEMENTS

Note 11: Long-Term Debt

        The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

(in millions)	Maturity date(s)	Interest rate(s)	2002	2001
Wells Fargo & Company (Parent only)
Senior
Global Notes(1)	2003-2007	3.75-7.25%	$6,545	$4,996
Global Notes	2004	Various	2,000	1,250
Medium-Term Notes(1)	2003-2006	4.80-6.875%	1,847	1,596
Medium-Term Notes	2003-2027	3.375-7.65%	1,546	1,670
Floating-Rate Medium-Term Notes	2003-2005	Various	2,150	2,300
Extendable Notes(2)	2004	Various	2,998	1,497
Equity Linked Notes(1)(3)	2008	2.778-2.836%	79	—
Notes	2004	6.00%	1	1

Total senior debt			17,166	13,310

Subordinated
Global Notes(1)	2011-2014	5.00-6.375%	1,588	748
Global Notes	2012	4.00-5.125%	795	—
Notes(1)	2003	6.625%	200	200
Debentures	2023	6.65%	198	198

Total subordinated debt			2,781	1,146

Total long-term debt—Parent			19,947	14,456

WFC Holdings Corporation
Senior
Medium-Term Notes(1)	2002	10.00%	—	2
Medium-Term Notes	2002	9.04-10.00%	—	2

Total senior debt			—	4

Subordinated
Medium-Term Notes(1)(4)	2013	6.50%	25	50
Medium-Term Notes	2002	9.375%	—	30
Notes	2003	6.125-6.875%	399	732
Notes(1)	2004-2006	6.875-9.125%	933	933
Notes(1)(4)	2008	6.25%	199	199

Total subordinated debt			1,556	1,944

Total long-term debt—WFC Holdings			1,556	1,948

Wells Fargo Financial, Inc. and its subsidiaries (WFFI)(5)
Senior
Medium-Term Notes	2003-2012	5.10-7.47%	956	801
Floating-Rate Notes	2003-2005	Various	1,100	950
Notes	2003-2015	4.875-8.56%	6,678	6,395

Total long-term debt—WFFI			8,734	8,146

First Security Corporation and its subsidiaries (FSCO)
Senior
Medium-Term Notes	2003	6.40%	15	15
Floating-Rate Euro Medium-Term Notes(6)	2002	Various	—	300
Floating-Rate Euro Medium-Term Notes	2003	Various	285	285
Federal Home Loan Bank (FHLB) Notes and Advances(7)	2003-2010	3.00-6.47%	151	351
Floating-Rate FHLB Advances(7)	2003	Various	100	—
Notes	2003-2006	5.875-6.875%	474	473
Other notes(8)	2002-2007		—	3

Total senior debt			1,025	1,427

Subordinated
Notes(1)	2005-2006	7.00-7.31%	159	234

Total subordinated debt			159	234

Total long-term debt—FSCO			$1,184	$1,661

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
(3)
Zero coupon notes linked to the S&P 500 and Nasdaq-100 indices.
(4)
The interest rate swap agreement for these notes is callable by the counterparty prior to the maturity of the notes.
(5)
On October 22, 2002, WFFI announced that it will no longer issue term debt securities and the Parent issued a full and unconditional guarantee of all outstanding debt of WFFI.
(6)
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
(8)
The notes are tied to low-income housing funding.

        (continued on following page)

FINANCIAL STATEMENTS 79

(continued from previous page)
(in millions)	Maturity date(s	)	Interest rate(s)	2002	2001
Wells Fargo Bank, N.A. (WFB, N.A.) Senior
Floating-Rate Bank Notes	2003		Various	$4,005	$1,525
Floating-Rate Notes(9)	2007		Various	1,250	—
Notes payable by subsidiaries	2003-2009		8.25-17.87%	49	52
Other notes	2002-2007		—	3
Obligations of subsidiaries under capital leases (Note 6)				7	8

Total senior debt				5,311	1,588

Subordinated
FixFloat Notes (callable 6/15/2005)(1)	2010		7.8% through 2005, various	997	997
Notes(1)	2010-2011		6.45-7.55%	2,497	2,496

Total subordinated debt				3,494	3,493

Total long-term debt—WFB,N.A.				8,805	5,081

Other consolidated subsidiaries Senior
FHLB Notes and Advances(7)	2003-2027		3.15-8.38%	2,780	2,211
Floating-Rate FHLB Advances(7)	2003-2011		Various	4,065	2,334
Other notes and debentures	2003-2015		3.00-12.00%	150	239
Capital lease obligations (Note 6)				14	19

Total senior debt				7,009	4,803

Subordinated
Other notes and debentures(10)	2005		7.55%	85	—

Total subordinated debt				85	—

Total long-term debt—other consolidated subsidiaries				7,094	4,803

Total consolidated long-term debt				$47,320	$36,095

(9)
Callable by either the Company or the investor upon 30 days notice.
(10)
Callable by the Company upon 30 days notice.

        At December 31, 2002, the principal payments, including sinking fund payments, on long-term debt are due as noted in the following table.

(in millions)	Parent	Company
2003	$3,440	$13,656
2004	7,040	9,378
2005	2,490	5,025
2006	1,622	3,434
2007	2,497	5,266
Thereafter	2,858	10,561

Total	$19,947	$47,320

        The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

        As part of its long-term and short-term borrowing arrangements, the Company was subject to various financial and operational covenants. Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2002, the Company was in compliance with all the covenants.

80 FINANCIAL STATEMENTS

Note 12: Guaranteed Preferred Beneficial Interests In Company's Subordinated Debentures

The special purpose trusts, identified in the table below, were established to issue trust preferred securities and related common securities of the trust. The proceeds from such issuances were used by the trusts to purchase junior subordinated debentures (debentures) of the Parent or the debentures of the applicable holding company subsidiary, which are the sole assets of each trust. Concurrently with the issuance of the trust preferred securities, the Parent or the holding company subsidiary, as applicable, issued guarantees for the benefit of the holders of the trust preferred securities. The Company treats the trust preferred securities as Tier 1 capital.

        The debentures issued by the Parent (for the 2002 and 2001 trusts) or the debentures issued by a holding company subsidiary, as applicable, are the sole assets of these special purpose trusts. The Parent and the holding company subsidiaries own all of the common securities of their related trusts. The trust preferred securities issued by the trusts rank senior to the common securities. The common securities and debentures, along with the related income effects, are eliminated within the Company's consolidated financial statements. The respective obligations of the Parent and the holding company subsidiaries under the debentures, indentures, the trust agreements, and the guarantees relating to the trusts in each case constitute the full and unconditional guarantee by the Parent or the holding company subsidiary, as applicable, of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all of their other liabilities. The Parent guaranteed the obligations previously issued by the former Wells Fargo & Company and assumed by WFC Holdings.

        The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, under the terms of the trust agreements.The table below summarizes the outstanding preferred securities issued by each special purpose trust and the debentures issued by the Parent or the holding company subsidiary to each trust as of December 31, 2002:

(in millions)

	Trust preferred securities			Trust preferred securities and debentures

Trust name	Issuance date	Amount	Principal balance of debentures	Stated maturity	Redeemable beginning	Annualized coupon rate	Interest payable(3)
Wells Fargo Capital A(1)	November 1996	$85	$88	December 2026	December 2006	8.13%	Semi-annual
Wells Fargo Capital B(1)	November 1996	153	157	December 2026	December 2006	7.95%	Semi-annual
Wells Fargo Capital C(1)	November 1996	186	192	December 2026	December 2006	7.73%	Semi-annual
Wells Fargo Capital I(1)	December 1996	212	218	December 2026	December 2006	7.96%	Semi-annual
First Security Capital I	December 1996	150	155	December 2026	December 2006	8.41%	Semi-annual
Wells Fargo Capital II(1)	January 1997	149	155	January 2027	January 2007	LIBOR +.5%	Quarterly
Wells Fargo Capital IV(2)	August 2001	1,300	1,340	September 2031	August 2006	7.00%	Quarterly
Wells Fargo Capital V(2)	December 2001	200	206	December 2031	December 2006	7.00%	Quarterly
Wells Fargo Capital VI(2)	March 2002	450	464	April 2032	April 2007	6.95%	Quarterly

	Total	$2,885

(1)
Established by WFC Holdings (the former Wells Fargo).
(2)
Established by the Parent. The Parent may extend the stated maturity dates of the debentures for a period of up to 19 years.
(3)
All distributions are cumulative.

        The trust preferred securities and the corresponding debentures may be redeemed before the stated redemption date at the option of the Parent or the applicable holding company subsidiary. The trust preferred securities will be redeemed, if certain events occur that would have a negative tax effect on the Parent, the holding company subsidiaries or their applicable trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in a trust being treated as an investment company. The ability of each trust to pay timely distributions on its trust preferred securities depends upon the Parent or the applicable holding company subsidiary making the related payment on the debentures when due. The Parent or the holding company subsidiaries can defer interest payments on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

FINANCIAL STATEMENTS 81

Note 13: Preferred Stock

The Company is authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. All preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. No preference shares have been issued under this authorization.

        The following table is a summary of preferred stock:

	Shares issued and outstanding		Carrying amount (in millions)				Dividends declared (in millions)

	December 31,		December 31,		Adjustable dividend rate		Year ended December 31,

	2002	2001	2002	2001	Minimum	Maximum	2002	2001	2000
Adjustable-Rate Cumulative, Series B(1)	1,460,000	1,460,000	$73	$73	5.50%	10.50%	$4	$4	$4
Adjustable-Rate Noncumulative Preferred Stock, Series H(2)	—	—	—	—	7.00	13.00	—	10	13
2002 ESOP Cumulative Convertible(3)	64,049	—	64	—	10.50	11.50	—	—	—
2001 ESOP Cumulative Convertible(3)	46,126	61,800	46	62	10.50	11.50	—	—	—
2000 ESOP Cumulative Convertible(3)	34,742	39,962	35	40	11.50	12.50	—	—	—
1999 ESOP Cumulative Convertible(3)	13,222	15,552	13	15	10.30	11.30	—	—	—
1998 ESOP Cumulative Convertible(3)	5,095	6,145	5	6	10.75	11.75	—	—	—
1997 ESOP Cumulative Convertible(3)	5,876	7,576	6	8	9.50	10.50	—	—	—
1996 ESOP Cumulative Convertible(3)	5,407	7,707	6	8	8.50	9.50	—	—	—
1995 ESOP Cumulative Convertible(3)	3,043	5,543	3	5	10.00	10.00	—	—	—
ESOP Cumulative Convertible(3)	—	1,002	—	1	9.00	9.00	—	—	—
Unearned ESOP shares(4)	—	—	(190)	(154)	—	—	—	—	—

Total	1,637,560	1,605,287	$61	$64			$4	$14	$17

(1)
Liquidation preference $50.
(2)
On October 1, 2001 all shares were redeemed at the stated liquidation price of $50 plus accrued dividends.
(3)
Liquidation preference $1,000.
(4)
In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans, the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 14.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B

These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5% during 2002, 2001 and 2000.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

All shares of the Company's 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995 ESOP Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (formerly known as the Norwest Corporation Savings Investment Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to 12.50 percent, depending upon the year of issuance.

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

82 FINANCIAL STATEMENTS

Note 14: Common Stock and Stock Plans

Common Stock

The following table summarizes common stock reserved, issued and authorized as of December 31, 2002:

Number of shares
Convertible subordinated debentures	20,400
Acquisition contingencies	138,161
Dividend reinvestment and common stock purchase plans	2,174,766
Director plans	1,294,604
Stock plans(1)	254,233,517

Total shares reserved	257,861,448
Shares issued	1,736,381,025
Shares not reserved	4,005,757,527

Total shares authorized	6,000,000,000

(1)
Includes employee option, 401(k), profit sharing and compensation deferral plans.

The preferred share purchase rights issued under the Company's rights plan and included with the Company's common stock expired as of the close of business on August 12, 2002. Prior to their expiration, the rights entitled the holders thereof, upon the occurrence of certain events, to purchase shares of the Company's Series C Junior Participating Preferred Stock. On October 16, 2002, the Company filed a Certificate Eliminating the Certificate of Designations for the Company's Series C Junior Participating Preferred Stock.

Dividend Reinvestment and Common Stock Purchase Plans

The Company's dividend reinvestment and common stock direct purchase plans permit participants to purchase at fair market value shares of the Company's common stock by reinvestment of dividends and/or optional cash payments, subject to the terms of the plan.

Director Plans

Under the Company's director plans, non-employee directors receive a stock award as part of their annual retainer. Annual grants of options to purchase common stock are also provided to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after six months and may be exercised until the tenth anniversary of the date of grant.

Employee Stock Plans

LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Except as otherwise permitted under the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire a "reload" stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 2002 was 79,865,035.

        Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally over three to five years after the restricted shares or restricted share rights were granted. Holders of restricted shares generally are entitled to receive cash dividends paid on the shares. Holders of restricted share rights generally are entitled to receive cash payments equal to the cash dividends that would have been paid had the restricted share rights been issued and outstanding shares of common stock. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 2002, 2001 and 2000, 81,380, 107,000 and 56,636 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date per share fair value of $45.47, $46.73 and $40.61, respectively. As of December 31, 2002, 2001 and 2000, there were 656,124, 888,234 and 1,450,074 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $5 million in 2002 and $6 million in 2001 and 2000.

        In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

FINANCIAL STATEMENTS 83

BROAD-BASED PLANS In 1996, the Company adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan covering full- and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2002 was 74,000,000, including 14,013,931 shares available for grant. Options granted under the PartnerShares Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. Because the exercise price of each PartnerShares grant has been equal to or higher than the quoted market price of the Company's common stock at the date of grant, no compensation expense is recognized.

        The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 2002. The fair value of each option grant is estimated based on the date of grant using a Black-Scholes option-pricing model. The following weighted-average assumptions were used in 2002, 2001 and 2000: expected dividend yield ranging from 2.3% to 2.6%; expected volatility ranging from 29% to 42%; risk-free interest rates ranging from 2.5% to 6.6% and expected life ranging from .1 to 6.0 years.

	Director Plans		Long-Term Incentive Plans		Broad-Based Plans

	Number	Weighted-average exercise price	Number	Weighted-average exercise price	Number	Weighted-average exercise price
Options outstanding as of December 31, 1999	525,098	$23.24	66,607,125	$29.53	32,514,300	$33.72

2000:
Granted	28,080 (1)	42.75	23,183,070 (2)	35.63	23,160,800 (3)	46.50
Canceled	(5,005)	25.04	(1,896,001)	35.74	(4,827,800)	36.81
Exercised	(115,495)	12.94	(13,906,642)	22.93	(390,695)	18.19
Acquisitions	—	—	797,076	20.43	—	—

Options outstanding as of December 31, 2000	432,678	27.23	74,784,628	32.39	50,456,605	39.41

2001:
Granted	49,635 (1)	47.55	19,930,772 (2)	49.52	353,600 (3)	41.84
Canceled	—	—	(1,797,865)	43.21	(5,212,550)	41.81
Exercised	(169,397)	19.42	(10,988,267)	25.61	(191,440)	21.43

Options outstanding as of December 31, 2001	312,916	34.69	81,929,268	37.23	45,406,215	39.23

2002:
Granted	44,786 (1)	50.22	23,790,286 (2)	46.99	18,014,475 (3)	50.46
Canceled	—	—	(1,539,244)	45.36	(10,092,056)	42.15
Exercised	(8,594)	30.56	(10,873,465)	30.62	(3,249,213)	30.54
Acquisitions	—	—	72,892	31.33	—	—

Options outstanding as of December 31, 2002	349,108	$36.78	93,379,737	$40.35	50,079,421	$43.25

Outstanding options exercisable as of:
December 31, 2000	432,678	$27.23	44,893,948	$30.36	1,309,005	$18.33
December 31, 2001	312,916	34.69	46,937,295	33.44	1,264,015	20.29
December 31, 2002	349,108	36.78	54,429,329	36.94	9,174,196	31.35

(1)
The weighted-average per share fair value of options granted was $13.45, $13.87 and $12.60 for 2002, 2001 and 2000, respectively.
(2)
The weighted-average per share fair value of options granted was $12.34, $14.16 and $10.13 for 2002, 2001 and 2000, respectively. Includes 2,860,926, 1,791,852 and 2,029,063 reload grants at December 31, 2002, 2001 and 2000, respectively.
(3)
The weighted-average per share fair value of options granted was $15.62, $12.42 and $13.30 for 2002, 2001 and 2000, respectively.

84 FINANCIAL STATEMENTS

        The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

	December 31, 2002

	Weighted- average remaining contractual life (in yrs.	)	Number	Weighted- average exercise price
RANGE OF EXERCISE PRICES
Director Plans
$.10
Options outstanding/exercisable	2.01		2,390	$.10
$7.84-$13.48
Options outstanding/exercisable	1.36		8,210	11.49
$13.49-$16.00
Options outstanding/exercisable	2.27		30,940	15.10
$16.01-$25.04
Options outstanding/exercisable	2.98		61,194	22.10
$25.05-$38.29
Options outstanding/exercisable	4.88		69,620	33.14
$38.30-$69.01
Options outstanding/exercisable	7.68		176,754	48.76
Long-Term Incentive Plans
$3.37-$5.06
Options outstanding/exercisable	5.16		75,900	4.35
$5.07-$7.60
Options outstanding/exercisable	3.99		25,476	7.22
$7.61-$11.41
Options outstanding/exercisable	.98		213,900	10.67
$11.42-$17.13
Options outstanding	1.99		2,355,591	14.11
Options exercisable	1.94		2,214,963	14.00
$17.14-$25.71
Options outstanding	1.76		1,976,202	19.52
Options exercisable	1.77		1,935,772	19.55
$25.72-$38.58
Options outstanding	5.81		39,155,259	33.88
Options exercisable	5.55		32,656,708	33.85
$38.59-$71.30
Options outstanding	7.94		49,577,409	47.73
Options exercisable	6.33		17,306,610	48.17
Broad-Based Plans
$16.56
Options outstanding/exercisable	3.56		779,316	16.56
$24.85-$37.81
Options outstanding	5.38		17,548,605	35.09
Options exercisable	4.80		7,870,605	31.75
$37.82-$46.50
Options outstanding	7.85		16,429,025	46.46
Options exercisable	7.85		418,675	46.49
$46.51-$51.15
Options outstanding	9.22		15,322,475	50.50
Options exercisable	9.22		105,600	50.50

EMPLOYEE STOCK OWNERSHIP PLAN The Wells Fargo & Company 401(k) Plan (the 401(k) Plan) is a defined contribution employee stock ownership plan (ESOP) under which the 401(k) Plan may borrow money to purchase the Company's common or preferred stock. Beginning in 1994, the Company has loaned money to the 401(k) Plan which has been used to purchase shares of the Company's ESOP Preferred Stock. As ESOP Preferred Stock is released and converted into common shares, compensation expense is recorded equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock are recorded as a reduction of retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock are not recorded as a reduction of retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from the Company's contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

        Total dividends paid to the 401(k) Plan on ESOP shares were as follows:

(in millions)

	Year ended December 31,

	2002	2001	2000
ESOP Preferred Stock:
Common dividends	$21	$15	$11
Preferred dividends	24	19	14
1989 ESOP shares:
Common dividends	10	11	11

Total	$55	$45	$36

        The ESOP shares as of December 31, 2002, 2001 and 2000 were as follows:

	December 31,

	2002	2001	2000
ESOP Preferred Stock:
Allocated shares (common)	21,447,490	17,233,798	13,716,692
Unreleased shares (preferred)	177,560	145,287	111,804
1989 ESOP shares:
Allocated shares	7,974,031	9,809,875	10,988,083
Unreleased shares	—	3,042	39,558
Fair value of unearned ESOP shares (in millions)	$178	$145	$112

Deferred Compensation Plan for Independent Sales Agents

WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates. The plan, which became effective January 1, 2002, allows participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed WF Deferred Compensation Holdings, Inc.'s deferred compensation obligations under the plan. Effective January 1, 2002, the H.D. Vest, Inc. Representatives' Deferred Compensation Plan was merged into the plan.

FINANCIAL STATEMENTS 85

Note 15: Employee Benefits and Other Expenses

Employee Benefits

The Company sponsors noncontributory qualified defined benefit retirement plans including the Cash Balance Plan and the First Security Corporation Retirement Plan (FSCO Retirement Plan). The Cash Balance Plan is an active plan and it covers eligible employees of the Company except certain subsidiaries. The FSCO Retirement Plan is an inactive plan, which provides benefits to eligible employees of the former First Security. All benefits under the FSCO Retirement Plan were frozen effective December 31, 2000.

        Under the Cash Balance Plan, eligible employees' Cash Balance Plan accounts are allocated a compensation credit based on a certain percentage of their certified compensation. The compensation credit percentage is based on age and years of credited service. In addition, participants are allocated at the end of each quarter investment credits on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completion of five years of vesting service or reaching age 65, if earlier. Pension benefits accrued before the conversion to the Cash Balance Plan are guaranteed. In addition, certain employees are eligible for a special transition benefit comparison.

        In 2002, the Company contributed $626 million in total to the Cash Balance Plan and FSCO Retirement Plan. The Company funded the maximum amount deductible under the current Internal Revenue Service regulations. The Company also provides unfunded nonqualified pension plans for certain employees.

        The Company sponsors defined contribution retirement plans including the 401(k) Plan and the First Security Incentive Savings Plan and Trust (FSCO 401(k) Plan). Under the 401(k) Plan, eligible employees who have completed one month of service are eligible to contribute up to 25% of their pretax certified compensation, although a lower limit may be applied to certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee's certified compensation. The Company's matching contributions are generally subject to a four-year vesting schedule.

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

        Expenses for defined contribution retirement plans were $248 million, $206 million and $169 million in 2002, 2001 and 2000, respectively.

        The Company provides health care and life insurance benefits for certain retired employees and reserves the right to terminate or amend any of the benefits described above at any time.

        In 2002, the Company changed the measurement date of its pension and postretirement health care plans from September 30 to November 30. This change in measurement date has been accounted for as a change in accounting principle and did not have a material cumulative effect on retirement benefit expense for the current or prior periods. The Company believes this method is preferable to the method previously employed.

        The change in measurement date was made to allow pension cost measurements and future pension plan funding decisions to be based on information closer to the financial statement date of December 31. Also, the new measurement date is more closely aligned with the timing of the Company's annual budgeting and planning process.

86 FINANCIAL STATEMENTS

        The following table shows the changes in the benefit obligation and the fair value of plan assets during 2002 and 2001 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 2002 and 2001 for the Company's qualified and nonqualified defined benefit pension and other postretirement benefit plans:

(in millions)

					December 31,

	2002			2001

	Pension benefits			Pension benefits

	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation
Benefit obligation at beginning of year	$2,781	$153	$546	$2,502	$154	$578
Service cost	154	20	14	146	15	16
Interest cost	202	12	40	181	10	42
Plan participants' contributions	—	—	13	—	—	12
Amendments	—	—	—	(36)	(11)	—
Plan mergers	4	—	—	—	—	(10)
Actuarial gain (loss)	109	18	66	175	(10)	(28)
Benefits paid	(195)	(15)	(60)	(187)	(5)	(64)

Benefit obligation at end of year	$3,055	$188	$619	$2,781	$153	$546

Change in plan assets
Fair value of plan assets at beginning of year	$2,761	$—	$226	$3,270	$—	$236
Actual return on plan assets	(117)	—	(10)	(331)	—	(12)
Employer contribution	641	15	44	9	5	54
Plan participants' contributions	—	—	13	—	—	12
Benefits paid	(195)	(15)	(60)	(187)	(5)	(64)

Fair value of plan assets at end of year	$3,090	$—	$213	$2,761	$—	$226

Funded status	$35	$(188)	$(406)	$(21)	$(154)	$(319)
Employer contributions in December	—	—	7	—	—	—
Unrecognized net actuarial loss (gain)	660	45	66	188	40	(23)
Unrecognized net transition asset	(1)	—	4	1	—	4
Unrecognized prior service cost	(15)	(8)	(11)	(13)	(14)	(12)

Accrued benefit income (cost)	$679	$(151)	$(340)	$155	$(128)	$(350)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$679	$—	$—	$156	$—	$—
Accrued benefit liability	(2)	(151)	(340)	(50)	(147)	(350)
Intangible asset	2	—	—	—	—	—
Accumulated other comprehensive income	—	—	—	49	19	—

Accrued benefit income (cost)	$679	$(151)	$(340)	$155	$(128)	$(350)

FINANCIAL STATEMENTS 87

The following table sets forth the components of net periodic benefit (income) cost for 2002, 2001 and 2000:

(in millions)

							December 31,

	2002			2001			2000

	Pension benefits			Pension benefits			Pension benefits

	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$154	$20	$14	$146	$15	$16	$142	$12	$16
Interest cost	202	12	40	181	10	42	176	10	43
Expected return on plan assets	(244)	—	(19)	(287)	—	(20)	(249)	—	(18)
Recognized net actuarial loss (gain)(1)	2	7	(7)	(120)	8	(2)	(54)	8	(1)
Amortization of prior service cost	(1)	(1)	(1)	—	—	(1)	2	—	—
Amortization of unrecognized transition asset	(1)	—	—	(1)	—	—	(2)	—	—
Settlement	—	—	—	(1)	—	—	—	4	—

Net periodic benefit (income) cost	$112	$38	$27	$(82)	$33	$35	$15	$34	$40

(1)
Net actuarial loss (gain) is generally amortized over five years.

The weighted-average assumptions used were:

			Year ended December 31,

	2002		2001		2000

	Pension benefits(1)	Other benefits	Pension benefits(1)	Other benefits	Pension benefits(1)	Other benefits
Discount rate	7.0%	7.0%	7.5%	7.5%	7.5%	7.5%
Expected return on plan assets	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%
Rate of compensation increase	4.0%	—%	5.0%	—%	4.5-5.0%	—%

(1)
Includes both qualified and nonqualified pension benefits.

        Accounting for postretirement health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 10.5% for HMOs and for all other types of coverage in the per capita cost of covered health care benefits were assumed for 2003. By 2008 and thereafter, rates were assumed at 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2002 by $49 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2002 by $4 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2002 by $44 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 2002 by $4 million.

Other Expenses

The following table shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

(in millions)

	Year ended December 31,

	2002	2001	2000
Outside professional services	$565	$486	$447
Contract services	385	472	536
Outside data processing	350	319	343
Telecommunications	347	355	303
Travel and entertainment	337	286	287
Advertising and promotion	327	276	316

88 FINANCIAL STATEMENTS

Note 16: Income Taxes

The following is a summary of the components of income tax expense applicable to income before income taxes:

(in millions)	Year ended December 31,

	2002	2001	2000
Current:
Federal	$2,529	$2,329	$1,446
State and local	273	282	158
Foreign	37	34	46

	2,839	2,645	1,650

Deferred:
Federal	268	(518)	783
State and local	37	(71)	90

	305	(589)	873

Total	$3,144	$2,056	$2,523

(in millions)	Year ended December 31,

	2002	2001
Deferred Tax Assets
Allowance for loan losses	$1,468	$1,429
Net tax-deferred expenses	677	907
Other	242	168

Total deferred tax assets	2,387	2,504

Deferred Tax Liabilities
Core deposit intangible	298	338
Leasing	2,186	2,061
Mark to market	296	307
Mortgage servicing	1,612	1,838
FAS 115 adjustment	611	312
FAS 133 adjustment	(17)	162
Other	308	100

Total deferred tax liabilities	5,294	5,118

Net Deferred Tax Liability	$(2,907)	$(2,614)

        The Company's tax benefit related to the exercise of employee stock options recorded in stockholders' equity was $73 million, $88 million and $112 million for 2002, 2001 and 2000, respectively.

        The Company had a net deferred tax liability of $2,907 million and $2,614 million at December 31, 2002 and 2001, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2002 and 2001 are presented in the table to the right.

        The Company has determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry-back to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $13 billion in the carry-back period, substantial state taxable income in the carry-back period, as well as a history of growth in earnings and the prospects for continued earnings growth.

        The deferred tax liability related to 2002, 2001 or 2000 unrealized gains and losses on securities available for sale along with the deferred tax liability related to derivatives and hedging activities for 2002, had no impact on income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

        The table below is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

(in millions)	Year ended December 31,

	2002		2001		2000

	Amount	%	Amount	%	Amount	%
Statutory federal income tax expense and rate	$3,100	35.0%	$1,918	35.0%	$2,292	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	201	2.3	137	2.5	161	2.5
Amortization of goodwill not deductible for tax return purposes	—	—	196	3.6	165	2.5
Tax-exempt income	(68)	(.8)	(87)	(1.6)	(76)	(1.2)
Other	(89)	(1.0)	(108)	(2.0)	(19)	(.3)

Effective income tax expense and rate	$3,144	35.5%	$2,056	37.5%	$2,523	38.5%

FINANCIAL STATEMENTS 89

Note 17: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

(in millions, except per share amounts)		Year ended December 31,

	2002	2001	2000
Net income before effect of change in accounting principle	$5,710	$3,423	$4,026
Less: Preferred stock dividends	4	14	17

Net income applicable to common stock before effect of change in accounting principle (numerator)	5,706	3,409	4,009
Cumulative effect of change in accounting principle (numerator)	(276)	—	—

Net income applicable to common stock (numerator)	$5,430	$3,409	$4,009

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	1,701.1	1,709.5	1,699.5

Per share before effect of change in accounting principle	$3.35	$1.99	$2.36
Per share effect of change in accounting principle	(.16)	—	—

Per share	$3.19	$1.99	$2.36

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	1,701.1	1,709.5	1,699.5
Add: Stock options	16.6	16.8	17.7
Restricted share rights	.3	.6	1.2

Diluted average common shares outstanding (denominator)	1,718.0	1,726.9	1,718.4

Per share before effect of change in accounting principle	$3.32	$1.97	$2.33
Per share effect of change in accounting principle	(.16)	—	—

Per share	$3.16	$1.97	$2.33

In 2002, 2001 and 2000, options to purchase 35.9 million, 39.9 million and 28.6 million shares, respectively, were outstanding but not included in the computation of earnings per share because the exercise price was higher than the market price, and therefore they were antidilutive.

Note 18: "Adjusted" Earnings—FAS 142 Transitional Disclosure

Under FAS 142, effective January 1, 2002 amortization of goodwill was discontinued. For comparability, the table below reconciles the Company's reported earnings to "adjusted" earnings, which exclude goodwill amortization.

(in millions, except per share amounts)	Year ended December 31,
	2001	2000
NET INCOME
Reported net income	$3,423	$4,026
Goodwill amortization, net of tax	571	496

Adjusted net income	$3,994	$4,522

EARNINGS PER COMMON SHARE
Reported earnings per common share	$1.99	$2.36
Goodwill amortization, net of tax	.34	.29

Adjusted earnings per common share	$2.33	$2.65

DILUTED EARNINGS PER COMMON SHARE
Reported diluted earnings per common share	$1.97	$2.33
Goodwill amortization, net of tax	.33	.29

Adjusted diluted earnings per common share	$2.30	$2.62

90 FINANCIAL STATEMENTS

Note 19: Other Comprehensive Income

The following table presents the components of other comprehensive income and the related tax effect allocated to each component:

(in millions)	Before tax amount	Tax effect	Net of tax
2000:
Translation adjustments	$(3)	$(1)	$(2)

Securities available for sale:
Net unrealized losses arising during the year	(232)	(88)	(144)
Reclassification of net gains included in net income	(145)	(55)	(90)

Net unrealized losses arising during the year	(377)	(143)	(234)

Other comprehensive income	$(380)	$(144)	$(236)

2001:
Translation adjustments	$(5)	$(2)	$(3)

Minimum pension liability adjustment	(68)	(26)	(42)

Securities available for sale and other retained interests:
Net unrealized losses arising during the year	(574)	(211)	(363)
Reclassification of net losses included in net income	601	228	373

Net unrealized gains arising during the year	27	17	10

Cumulative effect of the change in accounting principle for derivatives and hedging activities	109	38	71

Derivatives and hedging activities:
Net unrealized gains arising during the year	196	80	116
Reclassification of net losses on cash flow hedges included in net income	120	44	76

Net unrealized gains arising during the year	316	124	192

Other comprehensive income	$379	$151	$228

2002:
Translation adjustments	$1	$—	$1

Minimum pension liability adjustment	68	26	42

Securities available for sale and other retained interests:
Net unrealized gains arising during the year	414	159	255
Reclassification of net losses included in net income	369	140	229

Net unrealized gains arising during the year	783	299	484

Derivatives and hedging activities:
Net unrealized losses arising during the year	(800)	(297)	(503)
Reclassification of net losses on cash flow hedges included in net income	318	118	200

Net unrealized losses arising during the year	(482)	(179)	(303)

Other comprehensive income	$370	$146	$224

The following table presents cumulative other comprehensive income balances:

(in millions)	Translation adjustments	Minimum pension liability adjustment	Net unrealized gains (losses) on securities and other retained interests	Net unrealized gains (losses) on derivatives and other hedging activities	Cumulative other comprehensive income
Balance, December 31, 1999	$(10)	$—	$770	$—	$760

Net change	(2)	—	(234)	—	(236)

Balance, December 31, 2000	(12)	—	536	—	524

Net change	(3)	(42)	10	263	228

Balance, December 31, 2001	(15)	(42)	546	263	752

Net change	1	42	484	(303)	224

Balance, December 31, 2002	$(14)	$—	$1,030	$(40)	$976

FINANCIAL STATEMENTS 91

Note 20: Operating Segments

The Company has three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the Company's management structure and is not necessarily comparable with similar information for other financial services companies. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated for comparability. Results for 2001 and 2000 have been restated to eliminate goodwill amortization from the operating segments and results for 2001 have been restated to reflect changes in transfer pricing methodology applied in first quarter 2002.

        The Community Banking Group offers a complete line of diversified financial products and services to individual consumers and small businesses with annual sales predominantly up to $10 million in which the owner is also the principal financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance and securities brokerage through affiliates. These products and services include Wells Fargo Funds®, a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (auto, recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans for sale to investors and servicing of mortgage loans. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs) and time deposits.

        Community Banking provides access to customers through a wide range of channels, which encompass a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Additionally, 24-hour telephone service is provided by PhoneBankSM centers and the National Business Banking Center. Online banking services include single sign-on to online banking, bill pay and brokerage, as well as online banking for small business.

        The Wholesale Banking Group serves businesses across the United States predominantly with annual sales in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, online/electronic products, insurance and insurance brokerage services, and investment banking services. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.

        Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States and Canada and in the Caribbean. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Wells Fargo Financial also provides credit cards, and lease and other commercial financing.

        The Reconciliation Column includes all amortization of goodwill for 2001 and 2000, the net impact of transfer pricing loan and deposit balances, the cost of external debt, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the consolidated level.

92 FINANCIAL STATEMENTS

Operating Segments

(income/expense in millions,
average balances in billions)

	Community Banking	Wholesale Banking	Wells Fargo Financial	Reconciliation Column(4)	Consolidated Company
2002
Net interest income(1)	$10,727	$2,293	$1,866	$(31)	$14,855
Provision for loan losses	914	278	541	—	1,733
Noninterest income	6,762	2,513	354	12	9,641
Noninterest expense	10,235	2,573	1,099	2	13,909

Income (loss) before income tax expense (benefit) and effect of change in accounting principle	6,340	1,955	580	(21)	8,854
Income tax expense (benefit)(2)	2,252	696	220	(24)	3,144

Net income before effect of change in accounting principle	4,088	1,259	360	3	5,710
Cumulative effect of change in accounting principle	—	(98)	(178)	—	(276)

Net income	$4,088	$1,161	$182	$3	$5,434

2001
Net interest income(1)	$8,696	$2,164	$1,679	$(79)	$12,460
Provision for loan losses	1,015	278	487	—	1,780
Noninterest income	5,188	2,117	371	14	7,690
Noninterest expense	8,937	2,300	1,028	626	12,891

Income (loss) before income tax expense (benefit)	3,932	1,703	535	(691)	5,479
Income tax expense (benefit)(2)	1,332	610	201	(87)	2,056

Net income (loss)	2,600	1,093	334	(604)	3,423
Less:Impairment and other special charges (after tax)(3)	(1,089)	(62)	—	(6)	(1,157)

Net income (loss) excluding impairment and other special charges	$3,689	$1,155	$334	$(598)	$4,580

2000
Net interest income(1)	$7,586	$1,949	$1,424	$(94)	$10,865
Provision for loan losses	849	151	329	—	1,329
Noninterest income	6,685	1,768	304	86	8,843
Noninterest expense	8,405	1,920	945	560	11,830

Income (loss) before income tax expense (benefit)	5,017	1,646	454	(568)	6,549
Income tax expense (benefit)(2)	1,783	622	168	(50)	2,523

Net income (loss)	$3,234	$1,024	$286	$(518)	$4,026

2002
Average loans	$115	$49	$15	$—	$179
Average assets	228	71	17	6	322
Average core deposits	166	18	—	—	184
2001
Average loans	$100	$50	$13	$—	$163
Average assets	198	66	15	6	285
Average core deposits	152	16	—	—	168

(1)
Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes actual interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides the other segments.
(2)
Taxes vary by geographic concentration of revenue generation. Taxes as presented may differ from the consolidated Company's effective tax rate as a result of taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The offsets for these adjustments are in the reconciliation column.
(3)
Impairment and other special charges in the second quarter of 2001, which are included in noninterest income, mainly related to impairment of publicly-traded and private equity securities, primarily in the venture capital portfolio.
(4)
The material items in the reconciliation column for revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities and unallocated items. Revenue includes Treasury activities of $7 million, $28 million and $63 million; and unallocated items of $(26) million, $(93) million, and $(71) million for 2002, 2001 and 2000, respectively. Net income includes Treasury activities of $2 million, $15 million and $38 million; and unallocated items of $1 million, $(619) million and $(556) million for 2002, 2001 and 2000, respectively. The material item in the reconciliation column for noninterest expense is amortization of goodwill of $610 million and $530 million for 2001 and 2000, respectively. The material item in the reconciliation column for average assets is unallocated goodwill of $6 billion for both periods presented. Results for 2001 and 2000 have been restated to reclassify goodwill amortization from the three operating segments to the reconciliation column for comparability.

FINANCIAL STATEMENTS 93

Note 21: Securitizations

The Company routinely originates, securitizes and sells mortgage loans and, from time to time, other financial assets, including student loans, auto receivables and securities, into the secondary market. As a result, the Company typically retains the servicing rights and may retain other beneficial interests from the sales. These securitizations are usually structured without recourse to the Company and without restrictions on the retained interests. The retained interests do not contain significant credit risks. The Company recognized gains of $100 million from sales of financial assets in securitizations in 2002, compared with $623 million in 2001. Additionally, the Company had the following cash flows with securitization trusts:

(in millions)

			Year ended December 31,

	2002		2001

	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets
Sales proceeds from securitizations	$15,718	$102	$16,410	$3,024
Servicing fees	78	16	65	42
Cash flows on other retained interests	146	26	144	112

        In the normal course of creating securities to sell to investors, the Company may sponsor the special-purpose entities which hold, for the benefit of the investors, financial instruments that are the source of payment to the investors. Those special-purpose entities are consolidated unless they meet the criteria for a qualifying special-purpose entity in accordance with FASB Statement No. 140 (FAS 140), Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or were not required to be consolidated under then existing accounting guidance.

        The key economic assumptions used in determining the fair value of mortgage servicing rights and other retained interests at the date of securitization resulting from securitizations completed in 2002 and 2001 were as follows:

	Mortgage servicing rights		Other retained interests

	2002	2001	2002	2001
Prepayment speed (annual CPR(1))	12.7%	13.4%	16.0%	15.9%
Weighted-average life (in years)	6.8	7.1	6.0	6.1
Discount rates(2)	8.9%	8.9%	14.6%	11.3%

(1)
Constant prepayment rate
(2)
Discount rates and prepayment speeds represent weighted averages for all retained interests resulting from securitizations completed in 2002 and 2001.

        At December 31, 2002, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights, both purchased and retained, and other retained interests related to residential mortgage loan securitizations to immediate 10% and 25% adverse changes in those assumptions are presented in the table below.

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the preceding table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

($ in millions)

	Mortgage servicing rights	Other retained interests
Fair value of retained interests	$4,494	$398
Expected weighted-average life (in years)	2.1	2.0
Prepayment speed assumption (annual CPR)	36.8%	35.8%
Decrease in fair value from 10% adverse change	$255	$39
Decrease in fair value from 25% adverse change	577	83
Discount rate assumption	10.6%	11.9%
Decrease in fair value from 100 basis point adverse change	$78	$6
Decrease in fair value from 200 basis point adverse change	153	13

94 FINANCIAL STATEMENTS

        The following table presents information about the principal balances of managed and securitized loans.

(in millions)

			December 31,		Year ended December 31,

	Total loans(1)		Delinquent loans(2)		Net charge-offs

	2002	2001	2002	2001	2002	2001
Commercial	$47,292	$47,547	$888	$887	$554	$596
Real estate 1-4 family first mortgage	147,953	159,890	340	370	23	26
Other real estate mortgage	31,478	30,241	214	250	14	11
Real estate construction	7,804	7,806	104	192	21	34
Consumer:
Real estate 1-4 family junior lien mortgage	35,927	25,530	140	80	53	36
Credit card	7,455	6,700	131	117	360	381
Other revolving credit and monthly payment	34,330	31,298	377	376	590	638

Total consumer	77,712	63,528	648	573	1,003	1,055
Lease financing	8,241	9,420	79	163	77	69
Foreign	2,075	1,786	5	9	70	64

Total loans managed and securitized	$322,555	$320,218	$2,278	$2,444	$1,762	$1,855

Less:
Sold or securitized loans	68,102	112,569
Mortgages held for sale	51,154	30,405
Loans held for sale	6,665	4,745

Total loans held	$196,634	$172,499

(1)
Represents loans on the balance sheet or that have been securitized, but excludes securitized loans that the Company continues to service but as to which it has no other continuing involvement.
(2)
Includes nonaccrual loans and loans 90 days past due and still accruing.

        The Company believes that it is reasonably possible that it could be a significant or majority variable interest holder in certain special-purpose entities formed to securitize high-yield corporate debt, commercial mortgage-backed and real estate investment trust securities. At inception of these entities, the Company was not required to consolidate them under then existing authoritative accounting guidance. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities, and issuing beneficial interests secured by those securities to investors. The aggregate amount of assets in these entities at December 31, 2002 was approximately $1.2 billion and the Company estimates that its maximum exposure to loss as a result of its involvement with these entities to be $45 million, which approximated the book value of the Company's variable interests in these entities at December 31, 2002.

FINANCIAL STATEMENTS 95

Note 22: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, comprise residential and commercial mortgage originations and servicing.

        The following table presents the components of mortgage banking noninterest income:

(in millions)

	Year ended December 31,

	2002	2001	2000
Origination and other closing fees	$1,048	$737	$350
Servicing fees, net of amortization and provision for impairment(1)	(737)	(260)	665
Net gains on securities available for sale	—	134	—
Net gains on sales of mortgage servicing rights	—	—	159
Net gains on mortgage loan origination/sales activities	1,038	705	38
All other	364	355	232

Total mortgage banking noninterest income	$1,713	$1,671	$1,444

(1)
Includes impairment write-downs on other retained interests of $567 million, $27 million and nil for 2002, 2001 and 2000, respectively.

        The managed mortgage servicing portfolio totaled $613 billion at December 31, 2002, $525 billion at December 31, 2001 and $468 billion at December 31, 2000, and included loans subserviced for others of $36 billion, $63 billion and $85 billion, respectively.

        Net of valuation allowance, mortgage servicing rights totaled $4.5 billion (.92% of the total mortgage servicing portfolio) at December 31, 2002, compared with $6.2 billion (1.54% of the total mortgage servicing portfolio) at December 31, 2001. In 2002, the Company determined that a portion of the asset was not recoverable and reduced both the asset and the previously designated valuation allowance by $1,071 million reflecting the write-down.

        The following table summarizes the changes in mortgage servicing rights:

(in millions)

	Year ended December 31,

	2002	2001	2000
Balance, beginning of year	$7,365	$5,609	$4,652
Originations(1)	2,408	1,883	702
Purchases(1)	1,474	962	1,212
Sales	—	—	(58)
Amortization	(1,942)	(914)	(554)
Write-down	(1,071)	—	—
Other (includes changes in mortgage servicing rights due to hedging)	(1,557)	(175)	(345)

Balance before valuation allowance	6,677	7,365	5,609
Less: Valuation allowance	2,188	1,124	—

Balance, end of year	$4,489	$6,241	$5,609

(1)
Based on December 31, 2002 assumptions,the weighted-average amortization period for mortgage servicing rights added during the year was 6.8 years.

        Each quarter, the Company evaluates the possible impairment of mortgage servicing rights based on the difference between the carrying amount and current fair value of the mortgage servicing rights, in accordance with FAS 140. If a temporary impairment exists, a valuation allowance is established for any excess of amortized cost, as adjusted for hedge accounting, over the current fair value through a charge to income. The Company has a policy of reviewing mortgage servicing rights assets for other-than-temporary impairment each quarter and recognizes a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the mortgage servicing rights asset and the valuation allowance, precluding subsequent reversals. (See Note 1—Transfer and Servicing of Financial Assets for additional discussion of the Company's policy for valuation of mortgage servicing rights.)

        The following table summarizes the changes in the valuation allowance for mortgage servicing rights:

(in millions)

	December 31,

	2002	2001
Balance, beginning of year	$1,124	$—
Provision for mortgage servicing rights in excess of fair value	2,135	1,124
Write-down of mortgage servicing rights	(1,071)	—

Balance, end of year	$2,188	$1,124

96 FINANCIAL STATEMENTS

Note 23: Condensed Consolidating Financial Statements

Wells Fargo Financial, Inc. and its Subsidiaries (WFFI)

On October 22, 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of its wholly owned subsidiary, WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. The Parent has also guaranteed all outstanding term debt and commercial paper of Wells Fargo Financial Canada Corporation (WFFC), WFFI's wholly owned Canadian subsidiary. WFFC expects to continue to issue term debt and commercial paper in Canada, fully guaranteed by the Parent. Presented below are the Condensed Consolidating Financial Statements:

Condensed Consolidating Statements of Income

(in millions)

	December 31, 2002

	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company
Dividends from subsidiaries:
Bank	$3,561	$—	$—	$(3,561)	$—
Nonbank	234	—	—	(234)	—
Interest from loans	—	2,295	11,123	—	13,418
Interest income from subsidiaries	365	—	—	(365)	—
Other interest income	78	78	5,270	(12)	5,414

Total interest income	4,238	2,373	16,393	(4,172)	18,832
Short-term borrowings	127	96	347	(34)	536
Long-term debt	457	549	571	(173)	1,404
Other interest expense	—	—	2,037	—	2,037

Total interest expense	584	645	2,955	(207)	3.977

NET INTEREST INCOME	3,654	1,728	13,438	(3,965)	14,855
Provision for loan losses	—	556	1,177	—	1,733

Net interest income after provision for loan losses	3,654	1,172	12,261	(3,965)	13,122

NONINTEREST INCOME
Fee income—non-affiliates	—	202	6,062	—	6,264
Other	164	222	3,056	(65)	3,377

Total noninterest income	164	424	9,118	(65)	9,641

NONINTEREST EXPENSE
Salaries and benefits	162	560	6,650	—	7,372
Other	27	466	6,109	(65)	6,537

Total noninterest expense	189	1,026	12,759	(65)	13,909

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE, EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	3,629	570	8,620	(3,965)	8,854
Income tax (benefit) expense	(222)	210	3,156	—	3,144
Equity in undistributed income of subsidiaries	1,602	—	—	(1,602)	—

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	5,453	360	5,464	(5,567)	5,710
Cumulative effect of change in accounting principle	(19)	—	(257)	—	(276)

NET INCOME	$5,434	$360	$5,207	$(5,567)	$5,434

FINANCIAL STATEMENTS 97

Condensed Consolidating Statements of Income
(in millions)	December 31, 2001
	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company
Dividends from subsidiaries:
Bank	$2,360	$—	$—	$(2,360)	$—
Nonbank	218	—	—	(218)	—
Interest from loans	—	2,136	12,922	(597)	14,461
Interest income from subsidiaries	566	—	—	(566)	—
Other interest income	128	79	5,034	(501)	4,740

Total interest income	3,272	2,215	17,956	(4,242)	19,201
Short-term borrowings	305	187	2,063	(1,282)	1,273
Long-term debt	691	498	777	(140)	1,826
Other interest expense	—	—	3,910	(268)	3,642

Total interest expense	996	685	6,750	(1,690)	6,741

NET INTEREST INCOME	2,276	1,530	11,206	(2,552)	12,460
Provision for loan losses	—	526	1,254	—	1,780

Net interest income after provision for loan losses	2,276	1,004	9,952	(2,552)	10,680

NONINTEREST INCOME
Fee income—non-affiliates	2	199	5,425	—	5,626
Other	99	208	4,663	(2,906)	2,064

Total noninterest income	101	407	10,088	(2,906)	7,690

NONINTEREST EXPENSE
Salaries and benefits	(11)	523	5,670	—	6,182
Other	159	465	8,966	(2,881)	6,709

Total noninterest expense	148	988	14,636	(2,881)	12,891

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,229	423	5,404	(2,577)	5,479
Income tax (benefit) expense	(230)	159	2,127	—	2,056
Equity in undistributed income of subsidiaries	964	—	—	(964)	—

NET INCOME	$3,423	$264	$3,277	$(3,541)	$3,423

Condensed Consolidating Statements of Income
(in millions)	December 31, 2000
	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company
Dividends from subsidiaries:
Bank	$2,318	$—	$—	$(2,318)	$—
Nonbank	1,139	—	—	(1,139)	—
Interest from loans	—	1,828	13,074	(456)	14,446
Interest income from subsidiaries	701	—	—	(701)	—
Other interest income	141	78	5,072	(1,012)	4,279

Total interest income	4,299	1,906	18,146	(5,626)	18,725
Short-term borrowings	464	238	2,308	(1,252)	1,758
Long-term debt	739	401	910	(111)	1,939
Other interest expense	—	—	4,420	(257)	4,163

Total interest expense	1,203	639	7,638	(1,620)	7,860

NET INTEREST INCOME	3,096	1,267	10,508	(4,006)	10,865
Provision for loan losses	—	358	971	—	1,329

Net interest income after provision for loan losses	3,096	909	9,537	(4,006)	9,536

NONINTEREST INCOME
Fee income—non-affiliates	3	150	5,009	—	5,162
Other	270	177	6,339	(3,105)	3,681

Total noninterest income	273	327	11,348	(3,105)	8,843

NONINTEREST EXPENSE
Salaries and benefits	19	465	5,003	—	5,487
Other	97	391	8,810	(2,955)	6,343

Total noninterest expense	116	856	13,813	(2,955)	11,830

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	3,253	380	7,072	(4,156)	6,549
Income tax (benefit) expense	(114)	139	2,498	—	2,523
Equity in undistributed income of subsidiaries	659	—	—	(659)	—

NET INCOME	$4,026	$241	$4,574	$(4,815)	$4,026

98 FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet
(in millions)	December 31, 2002
	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$2,919	$—	$—	$(2,919)	$—
Other subsidiaries and non-affiliates	241	295	20,488	(30)	20,994
Securities available for sale	1,009	1,527	25,417	(6)	27,947
Mortgages and loans held for sale	—	—	57,819	—	57,819
Loans	2	16,247	180,385	—	196,634
Loans to subsidiaries:
Bank	—	—	—	—	—
Nonbank	15,172	755	—	(15,927)	—
Allowance for loan losses	—	593	3,269	—	3,862

Net loans	15,174	16,409	177,116	(15,927)	192,772

Investments in subsidiaries:
Bank	31,744	—	—	(31,744)	—
Nonbank	4,273	—	—	(4,273)	—
Other assets	2,434	720	46,784	(211)	49,727

Total assets	$57,794	$18,951	$327,624	$(55,110)	$349,259

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$—	$88	$216,964	$(136)	$216,916
Short-term borrowings	3,550	4,476	29,134	(3,714)	33,446
Accrued expenses and other liabilities	1,297	702	27,078	(10,743)	18,334
Long-term debt	19,947	11,234	19,957	(3,818)	47,320
Indebtedness to subsidiaries	692	—	—	(692)	—
Guaranteed preferred beneficial interests in Company's subordinated debentures	1,950	—	935	—	2,885
Stockholders' equity	30,358	2,451	33,556	(36,007)	30,358

Total liabilities and stockholders' equity	$57,794	$18,951	$327,624	$(55,110)	$349,259

Condensed Consolidating Balance Sheet
(in millions)	December 31, 2001
	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$2,836	$—	$27,570	$(30,406)	$—
Other subsidiaries and non-affiliates	74	255	19,169	—	19,498
Securities available for sale	1,531	1,377	37,705	(305)	40,308
Mortgages and loans held for sale	—	—	35,150	—	35,150
Loans	2	13,439	159,058	—	172,499
Loans to subsidiaries:
Bank	200	—	—	(200)	—
Nonbank	10,439	637	2,945	(14,021)	—
Allowance for loan losses	—	522	3,239	—	3,761

Net loans	10,641	13,554	158,764	(14,221)	168,738

Investments in subsidiaries:
Bank	28,741	—	—	(28,741)	—
Nonbank	4,781	—	—	(4,781)	—
Other assets	2,324	661	48,940	(8,050)	43,875

Total assets	$50,928	$15,847	$327,298	$(86,504)	$307,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$—	$79	$199,257	$(12,070)	$187,266
Short-term borrowings	4,969	4,148	64,507	(35,842)	37,782
Accrued expenses and other liabilities	1,086	663	15,451	(423)	16,777
Long-term debt	14,456	8,846	16,012	(3,219)	36,095
Indebtedness to subsidiaries	1,703	—	—	(1,703)	—
Guaranteed preferred beneficial interests in Company's subordinated debentures	1,500	—	935	—	2,435
Stockholders' equity	27,214	2,111	31,136	(33,247)	27,214

Total liabilities and stockholders' equity	$50,928	$15,847	$327,298	$(86,504)	$307,569

FINANCIAL STATEMENTS 99

Condensed Consolidating Statement of Cash Flows
(in millions)	December 31, 2002
	Parent	WFFI	Other consolidating subsidiaries/eliminations	Consolidated Company
Cash flows from operating activities:
Net cash provided (used) by operating activities	$4,366	$956	$(20,177)	$(14,855)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	531	769	10,563	11,863
Proceeds from prepayments and maturities	150	143	9,391	9,684
Purchases	(201)	(1,030)	(6,030)	(7,261)
Net cash (paid for) acquired from acquisitions	(589)	(281)	282	(588)
Net increase in banking subsidiaries' loans resulting from originations and collections	—	—	(17,745)	(17,745)
Proceeds from sales (including participations) of banking subsidiaries' loans	—	—	948	948
Purchases (including participations) of loans by banking subsidiaries	—	—	(2,818)	(2,818)
Principal collected on nonbank subsidiaries' loans	—	10,984	412	11,396
Nonbank subsidiaries' loans originated	—	(13,996)	(625)	(14,621)
Net advances to nonbank subsidiaries	(2,728)	—	2,728	—
Capital notes and term loans made to subsidiaries	(2,262)	—	2,262	—
Principal collected on notes/loans of subsidiaries' loans	457	—	(457)	—
Net increase in investment in subsidiaries	507	—	(507)	—
Other, net	—	(179)	(2,757)	(2,936)

Net cash used by investing activities	(4,135)	(3,590)	(4,353)	(12,078)

Cash flows from financing activities:
Net increase in deposits	—	9	25,041	25,050
Net (decrease) increase in short-term borrowings	(2,444)	329	(3,109)	(5,224)
Proceeds from issuance of long-term debt	8,495	4,126	9,090	21,711
Repayment of long-term debt	(3,150)	(1,745)	(6,007)	(10,902)
Proceeds from issuance of guaranteed preferred beneficial interests in Company's subordinated debentures	450	—	—	450
Proceeds from issuance of common stock	578	—	—	578
Redemption of preferred stock	—	—	—	—
Repurchase of common stock	(2,033)	—	—	(2,033)
Payment of cash dividends on preferred and common stock	(1,877)	(45)	45	(1,877)
Other, net	—	—	32	32

Net cash provided by financing activities	19	2,674	25,092	27,785

Net change in cash and due from banks	250	40	562	852
Cash and due from banks at beginning of year	2,910	255	13,803	16,968

Cash and due from banks at end of year	$3,160	$295	$14,365	$17,820

100 FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
(in millions)	December 31, 2001
	Parent	WFFI	Other consolidating subsidiaries/eliminations	Consolidated Company
Cash flows from operating activities:
Net cash provided (used) by operating activities	$1,932	$903	$(12,454)	$(9,619)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	626	445	18,515	19,586
Proceeds from prepayments and maturities	85	150	6,495	6,730
Purchases	(462)	(732)	(27,859)	(29,053)
Net cash paid for acquisitions	(370)	(325)	236	(459)
Net increase in banking subsidiaries' loans resulting from originations and collections	—	—	(11,596)	(11,596)
Proceeds from sales (including participations) of banking subsidiaries' loans	—	—	2,305	2,305
Purchases (including participations) of loans by banking subsidiaries	—	—	(1,104)	(1,104)
Principal collected on nonbank subsidiaries' loans	—	9,677	287	9,964
Nonbank subsidiaries' loans originated	—	(11,395)	(256)	(11,651)
Net advances to nonbank subsidiaries	(722)	—	722	—
Capital notes and term loans made to subsidiaries	(159)	—	159	—
Principal collected on notes/loans made to subsidiaries	1,304	—	(1,304)	—
Net increase in investment in subsidiaries	(609)	—	609	—
Other, net	—	(267)	(3,695)	(3,962)

Net cash used by investing activities	(307)	(2,447)	(16,486)	(19,240)

Cash flows from financing activities:
Net increase in deposits	—	6	17,701	17,707
Net (decrease) increase in short-term borrowings	(331)	445	8,679	8,793
Proceeds from issuance of long-term debt	4,573	2,904	7,181	14,658
Repayment of long-term debt	(3,066)	(1,736)	(5,823)	(10,625)
Proceeds from issuance of guaranteed preferred beneficial interests in Company's subordinated debentures	1,500	—	—	1,500
Proceeds from issuance of common stock	484	—	—	484
Redemption of preferred stock	(200)	—	—	(200)
Repurchase of common stock	(1,760)	—	—	(1,760)
Payment of cash dividends on preferred and common stock	(1,724)	(125)	125	(1,724)
Other, net	—	130	(114)	16

Net cash (used) provided by financing activities	(524)	1,624	27,749	28,849

Net change in cash and due from banks	1,101	80	(1,191)	(10)
Cash and due from banks at beginning of year	1,809	175	14,994	16,978

Cash and due from banks at end of year	$2,910	$255	$13,803	$16,968

FINANCIAL STATEMENTS 101

Condensed Consolidating Statement of Cash Flows
(in millions)	December 31, 2000
	Parent	WFFI	Other consolidating subsidiaries/eliminations	Consolidated Company
Cash flows from operating activities:
Net cash provided by operating activities	$3,680	$672	$3,018	$7,370

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	739	171	22,714	23,624
Proceeds from prepayments and maturities	112	152	5,983	6,247
Purchases	(1,067)	(331)	(18,372)	(19,770)
Net cash (paid for) acquired from acquisitions	(85)	(493)	1,047	469
Net increase in banking subsidiaries' loans resulting from originations and collections	—	—	(36,076)	(36,076)
Proceeds from sales (including participations) of banking subsidiaries' loans	—	—	11,898	11,898
Purchases (including participations) of loans by banking subsidiaries	—	—	(409)	(409)
Principal collected on nonbank subsidiaries' loans	—	7,571	734	8,305
Nonbank subsidiaries' loans originated	—	(9,300)	—	(9,300)
Net advances to nonbank subsidiaries	(2,499)	—	2,499	—
Capital notes and term loans made to subsidiaries	(2,007)	—	2,007	—
Principal collected on notes/loans made to subsidiaries	1,487	—	(1,487)	—
Net increase in investment in subsidiaries	(1,719)	—	1,719	—
Other, net	—	6	(7,563)	(7,557)

Net cash used by investing activities	(5,039)	(2,224)	(15,306)	(22,569)

Cash flows from financing activities:
Net increase in deposits	—	—	20,745	20,745
Net (decrease) increase in short-term borrowings	(743)	475	(3,243)	(3,511)
Proceeds from issuance of long-term debt	6,590	2,305	6,649	15,544
Repayment of long-term debt	(4,400)	(1,282)	(4,167)	(9,849)
Proceeds from issuance of guaranteed preferred beneficial interests in Company's subordinated debentures	—	—	—	—
Proceeds from issuance of common stock	422	—	—	422
Redemption of preferred stock	—	—	—	—
Repurchase of common stock	(3,235)	—	(3)	(3,238)
Payment of cash dividends on preferred and common stock	(1,586)	(45)	45	(1,586)
Other, net	—	95	(563)	(468)

Net cash (used) provided by financing activities	(2,952)	1,548	19,463	18,059

Net change in cash and due from banks	(4,311)	(4)	7,175	2,860
Cash and due from banks at beginning of year	6,120	179	7,819	14,118

Cash and due from banks at end of year	$1,809	$175	$14,994	$16,978

Note 24: Legal Actions and Other Contingent Commitments

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

        The Company enters into indemnification agreements in the ordinary course of business under which the Company agrees to hold third parties harmless from any damages, losses and expenses, including out-of-pocket legal and other expenses incurred in connection with any claims made and legal and other proceedings arising from relationships and/or transactions between the indemnified persons and the Company. These relationships and/or transactions include those arising from service as a director or officer of the Company, one of its subsidiaries, or an entity in which the Company or one of its subsidiaries has an interest, underwriting agreements relating to offers and sales of the Company's securities, acquisition agreements, and various other business transactions or arrangements. Because the extent of the Company's obligations under such indemnification agreements depends entirely upon the occurrence of

102 FINANCIAL STATEMENTS

future events that may give rise to a claim, the Company is unable to estimate the amount it would be required to pay in connection with any such claim.

        The Company has entered into various contingent performance guarantee arrangements with terms ranging from 1 to 30 years. These guarantees have arisen through certain risk participation agreements, lending arrangements or sales of loans. At December 31, 2002, potential payments under these guarantee arrangements were not material to the Company's financial statements.

Note 25: Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

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

        Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet and off-balance sheet asset, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 26 for further discussion of off-balance sheet items.) Effective January 1, 2002, federal banking agencies adopted an amendment to the regulatory capital guidelines regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk. The amendment creates greater differentiation in the capital treatment of residual interests. The capital amounts and classification under the guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Management believes that, as of December 31, 2002, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.

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

FINANCIAL STATEMENTS 103

(in billions)	Actual		For capital adequacy purposes			To be well capitalized under the FDICIA prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2002:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$32.0	11.31%	≥$22.6	≥8.00%
Wells Fargo Bank, N.A.	17.9	11.42	≥ 12.5	≥8.00		≥$15.7	≥10.00%
Wells Fargo Bank Minnesota, N.A.	4.0	13.50	≥ 2.3	≥8.00		≥ 2.9	≥10.00
Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$21.5	7.60%	≥$11.3	≥4.00%
Wells Fargo Bank, N.A.	11.4	7.29	≥ 6.3	≥4.00		≥$ 9.4	≥ 6.00%
Wells Fargo Bank Minnesota, N.A.	3.7	12.53	≥ 1.2	≥4.00		≥ 1.8	≥ 6.00
Tier 1 capital (to average assets)
(Leverage ratio)
Wells Fargo & Company	$21.5	6.58%	≥$13.1	≥4.00	%(1)
Wells Fargo Bank, N.A.	11.4	6.84	≥ 6.7	≥4.00	(1)	≥$ 8.4	≥ 5.00%
Wells Fargo Bank Minnesota, N.A.	3.7	6.66	≥ 2.2	≥4.00	(1)	≥ 2.8	≥ 5.00

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

To remain a seller/servicer in good standing, the Company's mortgage banking affiliate must maintain specified equity levels as required by the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal National Mortgage Association.

The equity requirements are generally based on the size of the loan portfolio being serviced for each investor. At December 31, 2002, the equity requirements for these agencies ranged from $1 million to $190 million. The mortgage banking affiliate had agency capital levels in excess of these requirements.

Note 26: Derivative Financial Instruments

The Company adopted FAS 133 on January 1, 2001. The effect on 2001 net income from the adoption was an increase of $13 million (after tax). The pretax amount of $22 million was recorded as a component of other noninterest income. In accordance with the transition provisions of FAS 133, the Company recorded a transition adjustment of $71 million, net of tax, (increase in equity) in 2001 in other comprehensive income in a manner similar to a cumulative effect of a change in accounting principle. The transition adjustment was the initial amount necessary to adjust the carrying values of certain derivative instruments (that qualified as cash flow hedges) to fair value to the extent that the related hedge transactions had not yet been recognized.

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

        Derivative instruments that the Company uses as part of its interest rate risk management include interest rate swaps and floors, interest rate futures and forward contracts, and options. The Company also offers various derivative contracts, which include interest rate, commodity, equity and foreign exchange contracts to its customers but usually offsets such contracts by purchasing other financial contracts. The customer accommodations are treated as free-standing derivatives. The free-standing derivative instruments also include derivative transactions entered into for risk management purposes that do not otherwise qualify for hedge accounting. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets.

        By using derivative instruments, the Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. If a counterparty fails to perform, credit risk is equal to the fair value gain in a derivative contract. The Company minimizes the credit risk through credit approvals, limits and monitoring procedures. Credit risk related to derivative contracts is

104 FINANCIAL STATEMENTS

considered and, if material, provided for separately. As the Company generally enters into transactions only with counterparties that carry quality credit ratings, losses associated with counterparty nonperformance on derivative contracts have been immaterial. Further, the Company obtains collateral where appropriate to mitigate risk. To the extent the master netting arrangements meet the requirements of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, amounts are shown net in the balance sheet.

        The Company's derivative activities are monitored by the Corporate Asset/Liability Management Committee. The Company's Treasury function, which includes asset/liability management, is responsible for implementing various hedging strategies that are developed through its analysis of data from financial models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company's overall interest rate risk management and trading strategies.

Fair Value Hedges

The Company uses derivative contracts to manage the risk associated with changes in the fair value of mortgage servicing rights and other retained interests. The change in value of these derivative contracts is included in current period earnings in their entirety. The Company evaluates hedge effectiveness excluding the impacts of changes in value associated with volatility and the passage of time (time value), primarily representing the spread between spot and forward rates priced into these derivative contracts. The changes in value of derivatives excluded from the assessment of hedge effectiveness recorded in earnings amounted to a net gain of $1,201 million in 2002 and a net loss of $181 million in 2001. Also, the Company recognized net gains related to ineffectiveness in these hedging relationships in the amount of $1,125 million in 2002 and $702 million in 2001. The gain in 2002 primarily resulted from increased interest rate volatility. The gains were more than offset by higher valuation provision for impairment and amortization expense on mortgage servicing rights and other retained interests, amounting to $4,935 million in 2002 and $2,716 million in 2001. The gain on the derivative contracts, valuation provision for impairment and amortization expense are included in "Servicing fees, net of provision for impairment and amortization" in Note 22.

        The Company also enters into interest rate swaps, designated as fair value hedges, to convert certain of its fixed-rate long-term debt to floating-rate debt. The ineffective portion of these fair value hedges was a net gain of $1 million in 2002 and was a net gain of $11 million in 2001, recorded as an offset to interest expense in the statement of income. For long-term debt, all components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness.

        Beginning in 2002, the Company began using derivative contracts to hedge changes in fair value of its commercial real estate mortgages and franchise loans due to changes in LIBOR interest rates. The Company originates these loans with the intent to sell them. The ineffective portion of these fair value hedges was a net loss of $3 million in 2002, recorded as a component of mortgage banking noninterest income in the statement of income. For the commercial real estate and franchise loan hedges, all components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness.

        As of December 31, 2002, all designated fair value hedges continued to qualify as fair value hedges.

Cash Flow Hedges

The Company enters into derivative contracts to convert floating-rate loans to fixed rates and to hedge forecasted sales of its mortgage loans. The Company recognized a net loss of $311 million in 2002, which represents the total ineffectiveness of cash flow hedges, compared with a net loss of $120 million in 2001. The change was primarily due to growth in mortgages held for sale and increased interest rate volatility. Gains and losses on derivative contracts that are reclassified from cumulative other comprehensive income to current period earnings are included in the line item in which the hedged item's effect in earnings is recorded. All components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness, except for time value and volatility of options hedging commercial loans indexed to LIBOR. As of December 31, 2002, all designated cash flow hedges continued to qualify as cash flow hedges.

        At December 31, 2002, $125 million of deferred net losses on derivative instruments included in other comprehensive income are expected to be reclassified as earnings during the next twelve months, compared with $110 million of deferred net gains at December 31, 2001. The maximum term for which the Company is hedging its exposure to the variability of future cash flows for all forecasted transactions is two years for hedges converting floating-rate loans to fixed and one year for hedges of forecasted sales of mortgage loans.

Free-Standing Derivative Instruments

The Company enters into various derivative contracts primarily to focus on providing derivative products to customers. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivative contracts are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as a component of other noninterest income in the statement of income.

FINANCIAL STATEMENTS 105

        Interest rate lock commitments issued on residential mortgage loans intended to be held for resale are considered free-standing derivative instruments. The interest rate exposure on these commitments is economically hedged with options, futures and forwards. The commitments and free-standing derivative instruments are carried at fair value with changes in fair value recorded as a component of mortgage banking noninterest income in the statement of income.

        Derivative instruments utilized by the Company and classified as free-standing instruments include swaps, futures, forwards, floors and caps purchased and written, and options purchased and written.

        The following table summarizes the aggregate notional or contractual amounts, credit risk amount and estimated net fair value for the Company's derivative financial instruments at December 31, 2002 and 2001.

(in millions)	December 31,
	2002			2001
	Notional or contractual amount	Credit risk amount(5)	Estimated net fair value	Notional or contractual amount	Credit risk amount(5)	Estimated net fair value
ASSET/LIABILITY MANAGEMENT HEDGES
Interest rate contracts:
Swaps(1)	$24,533	$2,238	$2,180	$27,868	$1,594	$1,559
Futures	16,867	—	—	264	—	—
Floors purchased(1)	500	11	11	500	27	27
Options purchased(1)(2)	90,959	520	520	263,617	286	286
Options written(3)	74,589	—	(236)	235,813	—	(102)
Forwards(1)	116,164	669	156	113,620	290	(263)
CUSTOMER ACCOMMODATIONS AND TRADING
Interest rate contracts:
Swaps(1)	68,164	2,606	1	68,332	1,657	148
Futures	83,351	—	—	22,762	—	—
Floors and caps purchased(1)	29,381	299	299	24,255	440	440
Floors and caps written(3)	30,400	—	(274)	24,309	—	(385)
Options purchased(1)	5,484	108	108	2,435	18	18
Options written(3)	58,846	328	280	23,117	—	(162)
Forwards(1)	51,088	2	(383)	41,837	248	173
Commodity contracts:
Swaps(1)	206	11	1	66	10	1
Floors and caps purchased(1)	168	17	17	104	8	8
Floors and caps written(3)	166	—	(14)	105	—	(8)
Equity contracts:
Options purchased(1)	382	29	29	704	33	33
Options written(3)	389	—	(49)	529	—	(29)
Foreign exchange contracts:
Forwards and spots(1)	14,596	251	30	8,968	227	65
Options purchased(1)	749	20	20	275	18	18
Options written(3)	735	—	(20)	260	—	(17)
Credit contracts:
Swaps(1)(4)	4,735	52	(11)	3,464	13	(2)

(1)
The Company anticipates performance by substantially all of the counterparties for these contracts or the underlying financial instruments.
(2)
At December 31, 2002 and 2001,the purchased option contracts were predominantly options on futures contracts, which are exchange traded, for which the exchange assumes counterparty risk.
(3)
The Company enters into written options to hedge servicing assets and mortgage loan commitments. These options are exercisable by the option holder based on favorable market conditions. At December 31, 2002,the carrying amount of the written options liability was $272 million. Because the Company's ultimate obligation under a written option is based on future market conditions,the Company is unable to estimate the amount of maximum exposure it has related to written options. As part of its risk management strategy, the Company purchases options to minimize its obligations associated with its written options.
(4)
The Company enters into credit default swaps. At December 31, 2002, the gross carrying amount of the contracts sold was a $52 million liability. The maximum amount the Company would be required to pay under those swaps in which it sold protection, assuming all reference obligations default at a total loss, without recoveries, was $2.5 billion. The Company has bought protection of $2.2 billion of notional exposure. Almost all of the protection purchases are exact offsets (i.e., use the same reference obligation and maturity) to the contracts in which the Company is providing protection to a counterparty.
(5)
Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

106 FINANCIAL STATEMENTS

Note 27: Fair Value of Financial Instruments

FAS 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of this Statement and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table on page 108 are recorded in the Consolidated Balance Sheet under the indicated captions.

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

SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 2002 and 2001 are set forth in Note 4.

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

        Commitments, standby letters of credit and commercial and similar letters of credit not included in the table on page 108 have contractual values of $113.2 billion, $6.3 billion and $719 million, respectively, at December 31, 2002, and $101.3 billion, $5.5 billion and $577 million, respectively, at December 31, 2001. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 2002, 41% mature within one year.

Trading Assets

Trading assets, which are carried at fair value, are set forth in Note 6.

NONMARKETABLE EQUITY INVESTMENTS

There are generally restrictions on the sale and/or liquidation of the Company's nonmarketable equity investments, including federal bank stock. Federal bank stock carrying value approximates fair value. The Company uses all facts and circumstances available to estimate the fair value of its cost method investments. Typical considerations include: access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, and prospects for its future.

FINANCIAL STATEMENTS 107

Financial Liabilities

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the following table is their carrying value at December 31, 2002 and 2001. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.

SHORT-TERM FINANCIAL LIABILITIES

Short-term financial liabilities include federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

LONG-TERM DEBT AND GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

The discounted cash flow method is used to estimate the fair value of the Company's fixed rate long-term debt and trust preferred securities. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities.

Derivative Financial Instruments

The fair value of derivative financial instruments at December 31, 2002 and 2001 is set forth in Note 26.

Limitations

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2002 and 2001. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

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

        The following table presents a summary of the Company's financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, trading assets (Note 6), which are carried at fair value, securities available for sale (Note 4) and derivative financial instruments (Note 26).

(in millions)	December 31,
	2002		2001
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
FINANCIAL ASSETS
Mortgages held for sale	$51,154	$51,319	$30,405	$30,405
Loans held for sale	6,665	6,851	4,745	4,828
Loans,net(1)	192,754	194,847	168,725	167,400
Nonmarketable equity investments	4,721	4,872	4,062	4,239
FINANCIAL LIABILITIES
Deposits	$216,916	$217,122	$187,266	$187,520
Long-term debt(2)	47,299	49,771	36,068	37,610
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,885	3,657	2,435	2,830

(1)
Loans are net of deferred fees on loan commitments and standby letters of credit of $18 million and $13 million at December 31, 2002 and 2001, respectively.
(2)
The carrying amount and fair value exclude obligations under capital leases of $21 million and $27 million at December 31, 2002 and 2001, respectively.

108 FINANCIAL STATEMENTS

Independent Auditors' Report

The Board of Directors and Stockholders of Wells Fargo & Company:

        We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 1, 8 and 18 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

KPMG LLP

San Francisco, California
February 25, 2003

INDEPENDENT AUDITORS' REPORT 109

Quarterly Financial Data

Condensed Consolidated Statement of Income—Quarterly (Unaudited)

(in millions, except per share amounts)

	2002 Quarter ended				2001 Quarter ended

	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
INTEREST INCOME	$4,826	$4,699	$4,627	$4,681	$4,690	$4,816	$4,816	$4,881
INTEREST EXPENSE	959	1,004	988	1,026	1,258	1,615	1,808	2,061

NET INTEREST INCOME	3,867	3,695	3,639	3,655	3,432	3,201	3,008	2,820
Provision for loan losses	438	395	410	490	536	455	427	361

Net interest income after provision for loan losses	3,429	3,300	3,229	3,165	2,896	2,746	2,581	2,459

NONINTEREST INCOME
Service charges on deposit accounts	567	560	547	505	506	470	471	428
Trust and investment fees	451	439	451	439	454	424	417	415
Credit card fees	255	242	223	201	216	203	196	181
Other fees	375	372	326	311	323	303	311	307
Mortgage banking	515	426	412	359	394	369	517	391
Insurance	231	234	269	263	221	196	210	118
Net gains (losses) on debt securities available for sale	91	121	45	37	151	97	(19)	88
Net (losses) gains from equity investments	(96)	(152)	(58)	(19)	(61)	(58)	(1,556)	138
Other	228	103	163	205	243	279	(2)	348

Total noninterest income	2,617	2,345	2,378	2,301	2,447	2,283	545	2,414

NONINTEREST EXPENSE
Salaries	1,091	1,110	1,106	1,076	1,012	1,020	1,018	977
Incentive compensation	541	446	362	357	411	315	265	204
Employee benefits	287	304	364	329	223	223	236	278
Equipment	317	232	228	236	237	217	217	237
Net occupancy	281	278	274	269	259	240	239	237
Goodwill	—	—	—	—	158	156	152	144
Core deposit intangibles	38	38	39	41	40	41	41	43
Net losses (gains) on dispositions of premises and equipment	26	—	29	(2)	—	(2)	—	(19)
Other	1,189	999	1,003	1,022	1,114	977	1,087	895

Total noninterest expense	3,770	3,407	3,405	3,328	3,454	3,187	3,255	2,996

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT) AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	2,276	2,238	2,202	2,138	1,889	1,842	(129)	1,877
Income tax expense (benefit)	810	794	782	759	708	678	(42)	712

NET INCOME (LOSS) BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	1,466	1,444	1,420	1,379	1,181	1,164	(87)	1,165
Cumulative effect of change in accounting principle	—	—	—	(276)	—	—	—	—

NET INCOME (LOSS)	$1,466	$1,444	$1,420	$1,103	$1,181	$1,164	$(87)	$1,165

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$1,465	$1,443	$1,419	$1,102	$1,180	$1,160	$(91)	$1,161

EARNINGS (LOSS) PER COMMON SHARE BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
Earnings (loss) per common share	$.87	$.85	$.83	$.81	$.70	$.68	$(.05)	$.68

Diluted earnings (loss) per common share	$.86	$.84	$.82	$.80	$.69	$.67	$(.05)	$.67

EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per common share	$.87	$.85	$.83	$.65	$.70	$.68	$(.05)	$.68

Diluted earnings (loss) per common share	$.86	$.84	$.82	$.64	$.69	$.67	$(.05)	$.67

DIVIDENDS DECLARED PER COMMON SHARE	$.28	$.28	$.28	$.26	$.26	$.26	$.24	$.24

Average common shares outstanding	1,690.4	1,700.7	1,710.4	1,703.0	1,696.7	1,710.6	1,714.9	1,715.9

Diluted average common shares outstanding	1,704.0	1,717.8	1,730.8	1,718.9	1,709.2	1,726.9	1,714.9	1,738.7

110 QUARTERLY FINANCIAL DATA