Form 10-K, Exhibit 13
period 2003-12-31
WELLS FARGO & CO/MN
filed 2004-03-12
CIK 72971

Exhibit 13

Financial Review

34	Overview

36	Critical Accounting Policies

39	Earnings Performance
39	Net Interest Income
42	Noninterest Income
43	Noninterest Expense
43	Income Taxes
43	Operating Segment Results

44	Balance Sheet Analysis
44	Securities Available for Sale (table on page 68)
44	Loan Portfolio (table on page 70)
44	Deposits

45	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
45	Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments
46	Contractual Obligations
46	Transactions with Related Parties

46	Risk Management
46	Credit Risk Management Process
47	Nonaccrual Loans and Other Assets
48	Loans 90 Days or More Past Due and Still Accruing
48	Allowance for Loan Losses (table on page 71)
48	Asset/Liability and Market Risk Management
49	Interest Rate Risk
49	Mortgage Banking Interest Rate Risk
50	Market Risk – Trading Activities
50	Market Risk – Equity Markets
50	Liquidity and Funding

52	Capital Management

52	Comparison of 2002 with 2001

53	Factors That May Affect Future Results

57	Additional Information

Financial Statements

58	Consolidated Statement of Income

59	Consolidated Balance Sheet

60	Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

61	Consolidated Statement of Cash Flows

62	Notes to Financial Statements

108	Independent Auditors’ Report

109	Quarterly Financial Data

      This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not rely unduly on forward-looking statements. Actual results might differ significantly from our forecasts and expectations. Please refer to “Factors that May Affect Future Results” for a discussion of some factors that may cause results to differ.

Overview

Wells Fargo & Company is a $388 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. We ranked fifth in assets and third in market value of our common stock among U.S. bank holding companies at December 31, 2003. In this Annual Report, Wells Fargo & Company and Subsidiaries (consolidated) are called the Company; we refer to Wells Fargo & Company alone as the Parent.

      2003 was a very successful year. We achieved record revenue of over $28 billion and diluted earnings per share of $3.65, double-digit increases from last year. Once again our growth in earnings per share was driven by revenue growth. Our primary sources of earnings are driven by lending and deposit taking activities, which generate net interest income, and providing financial services that generate fee income.
      Our corporate vision is to satisfy all the financial needs of our customers, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products we provide to our customers and to focus on providing each customer with all of the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitates growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. We estimate that each of our current customers has an average of over four of our products. Our goal is eight products per customer, which is currently half of the estimated potential demand.

      Our core products grew this year as follows:

•	Average loans grew by 22%;
•	Average core deposits grew by 12%;
•	Mortgage loan originations increased 41% to $470 billion, an industry record;
•	Assets managed and administered were up 13%; and
•	We processed more than one billion electronic deposit transactions, up 18%.

      We believe it is important to maintain a well controlled environment as we continue to grow our businesses. We have prudent credit policies: nonperforming loans and net charge-offs as a percentage of loans outstanding declined from the prior year. We manage the interest rate and market risks inherent in our asset and liability balances within prudent ranges, while ensuring adequate liquidity and funding. We are the only bank in the U.S. to be “Aaa” rated by Moody’s Investors Service, their highest rating. Our stockholder value has continued to increase due to customer satisfaction, strong financial results and the prudent way we attempt to manage our business risk.

      Our financial results included the following:

      Net income in 2003 was $6.2 billion, or $3.65 per share, compared with $5.7 billion, or $3.32 per share, before the effect of the accounting change related to Statement of Financial Accounting Standards No. 142 (FAS 142), Goodwill and Other Intangible Assets, for 2002. On the same basis, return on average assets (ROA) was 1.64% and return on average common equity (ROE) was 19.36% in 2003, compared with 1.77% and 19.63%, respectively, for 2002.

      Net income in 2003 was $6.2 billion, compared with $5.4 billion in 2002. Earnings per common share were $3.65 in 2003, compared with $3.16 in 2002. ROA was 1.64% and ROE was 19.36% in 2003, compared with 1.69% and 18.68%, respectively, in 2002.
      Net interest income on a taxable-equivalent basis was $16.1 billion in 2003, compared with $14.6 billion a year ago. The net interest margin was 5.08% for 2003, compared with 5.53% in 2002.
      Noninterest income was $12.4 billion in 2003, compared with $10.8 billion in 2002, an increase of 15%.
      Revenue, the sum of net interest income and noninterest income, increased 12% to $28.4 billion in 2003 from $25.2 billion in 2002.
      Noninterest expense totaled $17.2 billion in 2003, compared with $14.7 billion in 2002, an increase of 17%.
      During 2003, net charge-offs were $1.72 billion, or .81% of average total loans, compared with $1.68 billion, or .96%, during 2002. The provision for loan losses was $1.72 billion in 2003, compared with $1.68 billion in 2002. The allowance for loan losses was $3.89 billion, or 1.54% of total loans, at December 31, 2003, compared with $3.82 billion, or 1.98%, at December 31, 2002.
      At December 31, 2003, total nonaccrual loans were $1.46 billion, or .58% of total loans, compared with $1.49 billion, or .78%, at December 31, 2002. Foreclosed assets were $198 million at December 31, 2003 and $195 million at December 31, 2002.

      The ratio of common stockholders’ equity to total assets was 8.89% at December 31, 2003, compared with 8.67% at December 31, 2002. Our total risk-based capital (RBC) ratio at December 31, 2003 was 12.21% and our Tier 1 RBC ratio was 8.42%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2002 were 11.44% and 7.70%, respectively. Our Tier 1 leverage ratios were 6.93% and 6.57% at December 31, 2003 and 2002, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Table 1: Ratios and Per Common Share Data

	Year ended December 31			,
	2003	2002	2001

Before effect of change in accounting principle (1) and excluding goodwill amortization

PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.64%	1.77%	1.40%
Net income applicable to common stock to average common stockholders’ equity (ROE)	19.36	19.63	14.88
Net income to average stockholders’ equity	19.34	19.61	14.81

EFFICIENCY RATIO (2)	60.6	58.3	62.8

After effect of change in accounting principle

PROFITABILITY RATIOS
ROA	1.64	1.69	1.20
ROE	19.36	18.68	12.73
Net income to average stockholders’ equity	19.34	18.66	12.69

EFFICIENCY RATIO	60.6	58.3	65.7

CAPITAL RATIOS
At year end:
Common stockholders’ equity to assets	8.89	8.67	8.82
Stockholders’ equity to assets	8.89	8.68	8.84
Risk-based capital (3)
Tier 1 capital	8.42	7.70	7.43
Total capital	12.21	11.44	11.01
Tier 1 leverage (3)	6.93	6.57	6.24
Average balances:
Common stockholders’ equity to assets	8.48	9.03	9.35
Stockholders’ equity to assets	8.49	9.05	9.42

PER COMMON SHARE DATA
Dividend payout (4)	40.68	34.46	50.25
Book value	$20.31	$17.95	$15.99
Market prices (5):
High	$59.18	$54.84	$54.81
Low	43.27	38.10	38.25
Year end	58.89	46.87	43.47

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in first quarter 2002 for the adoption of FAS 142.
(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(3)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.
(4)	Dividends declared per common share as a percentage of earnings per common share.
(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Recent Accounting Standards
In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. We adopted the disclosure provisions of FIN 46 effective December 31, 2002. On February 1, 2003, we adopted the recognition and measurement provisions of FIN 46 for variable interest entities (VIEs) formed after January 31, 2003, and, on December 31, 2003, we adopted FIN 46R for all existing VIEs and consolidated five variable interest entities with total assets of $281 million. The adoption of FIN 46 and FIN 46R did not have a material effect on our financial statements.

      Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. Applying the provisions of FIN 46R, we deconsolidated our issuer trusts as of December 31, 2003. In a Supervisory Letter dated July 2, 2003, the FRB stated that trust preferred securities continue to qualify as Tier 1 capital until notice is given to the contrary. The FRB will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted.
      In April 2003, the FASB issued FAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide additional clarification of certain terms and investment characteristics. This statement was effective for contracts entered into or modified after June 30, 2003. The adoption of FAS 149 did not have a material effect on our financial statements.
      In May 2003, the FASB issued FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. We adopted FAS 150 effective July 1, 2003 and the adoption of the standard did not have a material effect on our financial statements.
      On December 8, 2003 President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to plan sponsors that provide a benefit that is at least equivalent to Medicare. Since the measurement date for our postretirement health care plan is November 30 and the Act did not become law until after this date, measurement of our accumulated postretirement benefit obligation and net periodic postretirement benefit cost in our financial statements or accompanying notes do not reflect the effects of the Act on the plan. On January 12, 2004, the FASB issued Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes a provision that allows a plan sponsor a one-time election to defer accounting for the Act that must be made before net periodic postretirement benefit costs for the period that includes the Act’s enactment date are first included in reported financial information. If deferral is elected, that election may not be changed and the deferral continues to apply until authoritative guidance on the accounting for the federal subsidy is issued. We will make our decision regarding deferral in the first quarter of 2004. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require a plan sponsor to change previously reported information.

Table 2: Six-Year Summary of Selected Financial Data

(in millions, except							% Change	Five-year
per share amounts)							2003 /	compound
	2003	2002	2001	2000	1999	1998	2002	growth rate

INCOME STATEMENT
Net interest income	$16,007	$14,482	$11,976	$10,339	$9,608	$9,236	11%	12%
Provision for loan losses	1,722	1,684	1,727	1,284	1,079	1,576	2	2
Noninterest income	12,382	10,767	9,005	10,360	9,277	8,113	15	9
Noninterest expense	17,190	14,711	13,794	12,889	11,483	12,130	17	7

Before effect of change in accounting principle

Net income	$6,202	$5,710	$3,411	$4,012	$3,995	$2,178	9	23
Earnings per common share	3.69	3.35	1.99	2.35	2.31	1.27	10	24
Diluted earnings per common share	3.65	3.32	1.97	2.32	2.28	1.25	10	24

After effect of change in accounting principle

Net income	$6,202	$5,434	$3,411	$4,012	$3,995	$2,178	14	23
Earnings per common share	3.69	3.19	1.99	2.35	2.31	1.27	16	24
Diluted earnings per common share	3.65	3.16	1.97	2.32	2.28	1.25	16	24
Dividends declared per common share	1.50	1.10	1.00	.90	.785	.70	36	16

BALANCE SHEET
(at year end)
Securities available for sale	$32,953	$27,947	$40,308	$38,655	$43,911	$36,660	18	(2)
Loans	253,073	192,478	167,096	155,451	126,700	114,546	31	17
Allowance for loan losses	3,891	3,819	3,717	3,681	3,312	3,274	2	4
Goodwill	10,371	9,753	9,527	9,303	8,046	7,889	6	6
Assets	387,798	349,197	307,506	272,382	241,032	224,141	11	12
Core deposits	211,271	198,234	182,295	156,710	138,247	144,179	7	13
Long-term debt	63,642	47,320	36,095	32,046	26,866	22,662	34	23
Guaranteed preferred beneficial interests in Company’s subordinated debentures (1)	—	2,885	2,435	935	935	935	(100)	(100)
Common stockholders’ equity	34,484	30,258	27,111	26,194	23,587	21,873	14	10
Stockholders’ equity	34,469	30,319	27,175	26,461	23,858	22,336	14	9

(1)
At December 31, 2003, upon adoption of FIN 46R, these balances were reflected in long-term debt. See Note 12 (Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures) to Financial Statements for more information.

Critical Accounting Policies

Our significant accounting policies (described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Three of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern the allowance for loan losses, the valuation of mortgage servicing rights and pension accounting. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee.

Allowance for Loan Losses
The allowance for loan losses is management’s estimate of credit losses inherent in the loan portfolio, including unfunded commitments, at the balance sheet date. We have an established process, using several analytical tools and benchmarks, to calculate a range of possible outcomes and determine the adequacy of the allowance. No single statistic or measurement determines the adequacy of the allowance. Loan recoveries and the provision for loan losses increase the allowance, while loan charge-offs decrease the allowance.

PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES
For analytical purposes only, we allocate a portion of the allowance to specific loan categories (the allocated allowance). The entire allowance (both allocated and unallocated), however, is used to absorb credit losses inherent in the total loan portfolio.

      Approximately two-thirds of the allocated allowance is determined at a pooled level for retail loan portfolios (consumer loans and leases, home mortgage loans and some segments of small business loans). We use forecasting models to measure the losses inherent in these portfolios. We frequently validate and update these models to capture the recent behavioral characteristics of the portfolios, as well as any changes in our loss mitigation or marketing strategies.
      We use a standardized loan grading process for wholesale loan portfolios (commercial, commercial real estate, real estate construction and leases) and review larger higher-risk transactions individually. Based on this process, we assign a loss factor to each pool of graded loans. For graded loans with evidence of credit weakness at the balance sheet date, the loss factors are derived from migration models that track actual portfolio movements between loan grades over a specified period of time. For graded loans without evidence of credit weakness at the balance sheet date, we use a combination of our long-term average loss experience and external loss data. In addition, we individually review nonperforming loans over $1 million for impairment based on cash flows or collateral. We include the impairment on nonperforming loans in the allocated allowance unless it has already been recognized as a loss.
      The allocated allowance is supplemented by the unallocated allowance to adjust for imprecision and to incorporate the range of probable outcomes inherent in estimates used for the allocated allowance. The unallocated allowance is the result of our judgment of risks inherent in the portfolio, economic uncertainties, historical loss experience and other subjective factors, including industry trends.
      The ratios of the allocated allowance and the unallocated allowance to the total allowance may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
      The allowance for loan losses, and the resulting provision, is based on judgments and assumptions, including (1) general economic conditions, (2) loan portfolio composition, (3) loan loss experience, (4) management’s evaluation of the credit risk relating to pools of loans and individual borrowers, (5) sensitivity analysis and expected loss models and (6) observations from our internal auditors, internal loan review staff or our banking regulators.
      To estimate the possible range of allowance required at December 31, 2003, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.

Assumptions for deterioration in loan credit quality were:
•	For retail loans, a 20 basis point increase in estimated loss rates from historical loss levels; and
•	For wholesale loans, which are dissimilar in nature, a migration of certain loans to lower risk grades, resulting in a 30% increase in the balance of nonperforming loans and related impairment.

Assumptions for improvement in loan credit quality were:
•	For retail loans, a 10 basis point decrease in estimated loss rates from historical loss levels; and
•	For wholesale loans, a negligible change in nonperforming loans and related impairment.

      Under the assumptions for deterioration in loan credit quality, another $425 million in expected losses could occur and under the assumptions for improvement, a $200 million reduction in expected losses could occur.

      Changes in the estimate of the allowance for loan losses can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for loan losses requires us to make forecasts that are highly uncertain and require a high degree of judgment.

Valuation of Mortgage Servicing Rights
We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets, whether we purchase the servicing rights, or keep them after the sale or securitization of loans we originated. Generally, purchased MSRs are capitalized at cost. Originated MSRs are recorded based on the relative fair value of the servicing right and the mortgage loan on the date the mortgage loan is sold. Both purchased and originated MSRs are carried at the lower of (1) the capitalized amount, net of accumulated amortization and hedge accounting adjustments, or (2) fair value. If MSRs are designated as a hedged item in a fair value hedge, the MSRs’ carrying value is adjusted for changes in fair value resulting from the application of hedge accounting. The adjustment becomes part of the carrying value. The carrying value of these MSRs is still subject to a fair value test under FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

      MSRs are amortized in proportion to and over the period of estimated net servicing income. We analyze the amortization of MSRs monthly and adjust amortization to reflect changes in prepayment speeds and discount rates.

      We determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in Notes 1 (Summary of Significant Accounting Policies), 21 (Securitizations and Variable Interest Entities) and 22 (Mortgage Banking Activities) to Financial Statements.
      Each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current estimated fair value under FAS 140. To evaluate and measure impairment we stratify the portfolio based on certain risk characteristics, including loan type and note rate. If temporary impairment exists, we establish a valuation allowance through a charge to net income for any excess of amortized cost over the current fair value, by risk stratification. If we later determine that all or part of the temporary impairment no longer exists for a particular risk stratification, we may reduce the valuation allowance through an increase to net income.
      Under our policy, we also evaluate other-than-temporary impairment of MSRs by considering both historical and projected trends in interest rates, pay-off activity and whether the impairment could be recovered through interest rate increases. We recognize a direct write-down if we determine that the recoverability of a recorded valuation allowance is remote. A direct write-down permanently reduces the carrying value of the MSRs, while a valuation allowance (temporary impairment) can be reversed.
      To reduce the sensitivity of earnings to interest rate and market value fluctuations, we hedge the change in value of MSRs primarily with liquid derivative contracts. Reductions or increases in the value of the MSRs are generally offset by gains or losses in the value of the derivative. If the reduction or increase in the value of the MSRs is not offset, we immediately recognize a gain or loss for the portion of the amount that is not offset (hedge ineffectiveness). We do not fully hedge MSRs because origination volume is a “natural hedge,” (i.e., as interest rates decline, servicing values decrease and fees from origination volume increase). Conversely, as interest rates increase, the value of the MSRs increases, while fees from origination volume tend to decline.
      Servicing fees—net of amortization, provision for impairment and gain or loss on the ineffective portion and the portion of the derivatives excluded from the assessment of hedge effectiveness-are recorded in mortgage banking noninterest income.

      We use a dynamic and sophisticated model to estimate the value of our MSRs. Mortgage loan prepayment speed—a key assumption in the model—is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate—another key assumption in the model—is equal to what we believe the required rate of return would be for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can and generally will change in quarterly and annual valuations as market conditions and interest rates change. Senior management reviews all assumptions quarterly.

      Our key economic assumptions and the sensitivity of the current fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 21 (Securitizations and Variable Interest Entities) to Financial Statements.
      There have been significant market-driven fluctuations in loan prepayment speeds and the discount rate in recent years. These fluctuations could be rapid and significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.

Pension Accounting
We use four key variables to calculate our annual pension cost; (1) size of the employee population, (2) actuarial assumptions, (3) expected long-term rate of return on plan assets, and (4) discount rate. We describe below the effect of each of these variables on our pension expense.

SIZE OF THE EMPLOYEE POPULATION
Pension expense is directly related to the number of employees covered by the plans. The number of our employees eligible for pension benefits has steadily increased over the last few years, causing a proportional growth in pension expense.

ACTUARIAL ASSUMPTIONS
To estimate the projected benefit obligation, actuarial assumptions are required about factors such as mortality rate, turnover rate, retirement rate, disability rate and the rate of compensation increases. These factors don’t tend to change over time, so the range of assumptions, and their impact on pension expense, is generally narrow.

EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
We calculate the expected return on plan assets each year based on the balance in the pension asset portfolio at the beginning of the plan year and the expected long-term rate of return on that portfolio. The expected long-term rate of return is designed to approximate the actual long-term rate of return on the plan assets over time. The expected long-term rate of return is generally held constant so the pattern of income/expense recognition more closely matches the stable pattern of services provided by our employees over the life of the pension obligation.

      To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. We have used an expected rate of return of 9% on plan assets for the past seven years. Over the last two decades, the plan assets have actually earned a rate of return higher than 9%. Differences in each year, if any, between expected and actual returns in excess of a 5% corridor (as defined in FAS 87, Employers’ Accounting for Pensions) are amortized in net periodic pension calculations over the next five years. See Note 15 (Employee Benefits and Other Expenses) to Financial Statements for details on changes in the pension benefit obligation and the fair value of plan assets.

      We use November 30 as a measurement date for our pension asset and projected benefit obligation balances. If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $36 million.

DISCOUNT RATE

We use the discount rate to determine the present value of our future benefit obligations. It reflects the rates available on long-term high-quality fixed-income debt instruments, reset annually on the measurement date. We lowered our discount rate in 2003 to 6.5% from 7% in 2002 and from 7.5% in 2000-2001, reflecting the decline in interest rates during these periods.
      If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $58 million; if we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, pension expense would increase by approximately $90 million. The decrease to pension expense based on a 1% increase in discount rate differs from the increase to pension expense based on 1% decrease in discount rate due to the 5% corridor.

Earnings Performance

Net Interest Income
Net interest income is the interest earned on debt securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits and long-and short-term debt. The net interest margin is the average yield on earning assets minus the average interest rate paid for deposits and debt. Net interest income and the net interest margin are presented on a taxable-equivalent basis to consistently reflect income from taxable and tax-exempt loans and securities based on a 35% marginal tax rate.

      Net interest income on a taxable-equivalent basis was $16.1 billion in 2003, compared with $14.6 billion in 2002, an increase of 10%. The increase was primarily due to robust loan growth and significantly lower funding costs resulting from strong core deposit growth and lower wholesale funding rates. These factors were partially offset by reduced income from a smaller investment portfolio following the sale, prepayment and maturity of higher yielding mortgage-backed securities.
      The interest margin for 2003 decreased to 5.08% from 5.53% in 2002. The decrease was primarily due to declining loan yields as new volumes were added to the portfolio at yields below existing loans due to a lower interest rate environment. This was partially offset by significantly reduced funding costs and growth in noninterest-bearing funds.

      Average earning assets increased $53.3 billion in 2003 from 2002 due to increases in average loans and mortgages held for sale. Loans averaged $213.1 billion in 2003, compared with $174.5 billion in 2002. The increase was largely due to growth in mortgage and home equity products. Average mortgages held for sale increased to $58.7 billion in 2003 from $39.9 billion in 2002, due to increased originations, largely from refinancing activity. Debt securities available for sale averaged $27.3 billion in 2003, compared with $36.0 billion in 2002.

      Average core deposits are an important contributor to growth in net interest income and the net interest margin. This low-cost source of funding rose 12% from 2002. Average core deposits were $207.0 billion and $184.1 billion and funded 54.8% and 57.2% of average total assets in 2003 and 2002, respectively. While savings certificates of deposits declined on average from $24.3 billion to $20.9 billion, noninterest-bearing checking accounts and other core deposit categories increased on average from $159.9 billion in 2002 to $186.1 billion in 2003 reflecting growth in consumer and business primary account relationships. Total average interest-bearing deposits increased to $161.7 billion in 2003 from $133.8 billion a year ago. For the same periods, total average noninterest-bearing deposits increased to $76.8 billion from $63.6 billion.
      Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

(in millions)	2003				2002
	Average	Yields /	Interest		Average	Yields /	Interest
	balance	rates	income	/	balance	rates	income	/
			expense				expense

EARNING ASSETS
Federal funds sold and securities purchased under resale agreements	$3,675	1.11%	$41		$2,652	1.67%	$44
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,286	4.74	58		1,770	5.57	95
Securities of U.S. states and political subdivisions	2,424	8.62	196		2,106	8.33	167
Mortgage-backed securities:
Federal agencies	18,283	7.37	1,276		26,718	7.23	1,856
Private collateralized mortgage obligations	2,001	6.24	120		2,341	7.18	163

Total mortgage-backed securities	20,284	7.26	1,396		29,059	7.22	2,019
Other debt securities (4)	3,302	7.75	240		3,029	7.74	232

Total debt securities available for sale (4)	27,296	7.32	1,890		35,964	7.25	2,513
Mortgages held for sale (3)	58,672	5.34	3,136		39,858	6.13	2,450
Loans held for sale (3)	7,142	3.51	251		5,380	4.69	252
Loans:
Commercial	47,279	6.08	2,876		46,520	6.80	3,164
Real estate 1-4 family first mortgage	56,252	5.54	3,115		32,669	6.69	2,185
Other real estate mortgage	25,846	5.44	1,405		25,413	6.17	1,568
Real estate construction	7,954	5.11	406		7,925	5.69	451
Consumer:
Real estate 1-4 family junior lien mortgage	31,670	5.80	1,836		25,220	7.07	1,783
Credit card	7,640	12.06	922		6,810	12.27	836
Other revolving credit and installment	29,838	9.09	2,713		24,072	10.28	2,475

Total consumer	69,148	7.91	5,471		56,102	9.08	5,094
Lease financing	4,453	6.22	277		4,079	6.32	258
Foreign	2,200	18.00	396		1,774	18.90	335

Total loans (5)	213,132	6.54	13,946		174,482	7.48	13,055
Other	8,235	2.89	238		6,492	3.80	248

Total earning assets	$318,152	6.16	19,502		$264,828	7.04	18,562

FUNDING SOURCES
Deposits:
Interest-bearing checking	$2,571	.27	7		$2,494	.55	14
Market rate and other savings	106,733	.66	705		93,787	.95	893
Savings certificates	20,927	2.53	529		24,278	3.21	780
Other time deposits	25,388	1.20	305		8,191	1.86	153
Deposits in foreign offices	6,060	1.11	67		5,011	1.58	79

Total interest-bearing deposits	161,679	1.00	1,613		133,761	1.43	1,919
Short-term borrowings	29,898	1.08	322		33,278	1.61	536
Long-term debt	53,823	2.52	1,355		42,158	3.33	1,404
Guaranteed preferred beneficial interests in Company’s subordinated debentures	3,306	3.66	121		2,780	4.23	118

Total interest-bearing liabilities	248,706	1.37	3,411		211,977	1.88	3,977
Portion of noninterest-bearing funding sources	69,446	—	—		52,851	—	—

Total funding sources	$318,152	1.08	3,411		$264,828	1.51	3,977

Net interest margin and net interest income on a taxable-equivalent basis (6)		5.08%	$16,091			5.53%	$14,585

NONINTEREST-EARNING ASSETS
Cash and due from banks	$13,433				$13,820
Goodwill	9,905				9,737
Other	36,123				33,340

Total noninterest-earning assets	$59,461				$56,897

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$76,815				$63,574
Other liabilities	20,030				17,054
Preferred stockholders’ equity	44				55
Common stockholders’ equity	32,018				29,065
Noninterest-bearing funding sources used to fund earning assets	(69,446)				(52,851)

Net noninterest-bearing funding sources	$59,461				$56,897

TOTAL ASSETS	$377,613				$321,725

(1)
Our average prime rate was 4.12%, 4.68%, 6.91%, 9.24% and 8.00% for 2003, 2002, 2001, 2000 and 1999, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.22%, 1.80%, 3.78%, 6.52% and 5.42% for the same years, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields are based on amortized cost balances computed on a settlement date basis.

	2001				2000				1999
	Average	Yields /	Interest		Average	Yields /	Interest		Average	Yields /	Interest
	balance	rates	income	/	balance	rates	income	/	balance	rates	income	/
			expense				expense				expense

EARNING ASSETS
Federal funds sold and securities purchased under resale agreements	$2,583	3.69%	$95		$2,370	6.01%	$143		$1,673	5.11%	$86
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,158	6.55	137		3,322	6.16	210		6,124	5.51	348
Securities of U.S. states and political subdivisions	2,026	7.98	154		2,080	7.74	162		2,119	8.12	168
Mortgage-backed securities:
Federal agencies	27,433	7.19	1,917		26,054	7.22	1,903		23,542	6.77	1,599
Private collateralized mortgage obligations	1,766	8.55	148		2,379	7.61	187		3,945	6.77	270

Total mortgage-backed securities	29,199	7.27	2,065		28,433	7.25	2,090		27,487	6.77	1,869
Other debt securities (4)	3,343	7.80	254		5,049	7.93	261		3,519	7.49	209

Total debt securities available for sale (4)	36,726	7.32	2,610		38,884	7.24	2,723		39,249	6.69	2,594
Mortgages held for sale (3)	23,677	6.72	1,595		10,725	7.85	849		13,559	6.96	951
Loans held for sale (3)	4,820	6.58	317		4,915	8.50	418		5,154	7.31	377
Loans:
Commercial	48,648	8.01	3,896		45,352	9.40	4,263		38,932	8.66	3,370
Real estate 1-4 family first mortgage	23,359	7.54	1,761		17,190	7.72	1,327		13,396	7.76	1,039
Other real estate mortgage	24,194	7.99	1,934		22,509	8.99	2,023		18,822	8.74	1,645
Real estate construction	8,073	8.10	654		6,934	10.02	695		5,260	9.56	503
Consumer:
Real estate 1-4 family junior lien mortgage	17,587	9.20	1,619		14,458	10.85	1,569		11,574	10.00	1,157
Credit card	6,270	13.36	838		5,867	14.58	856		5,686	13.77	783
Other revolving credit and installment	23,459	11.40	2,674		21,824	12.06	2,631		19,561	11.88	2,324

Total consumer	47,316	10.84	5,131		42,149	11.99	5,056		36,821	11.58	4,264
Lease financing	4,024	6.90	278		4,218	5.35	225		3,509	5.23	184
Foreign	1,603	20.82	333		1,621	21.15	343		1,554	20.65	321

Total loans (5)	157,217	8.90	13,987		139,973	9.95	13,932		118,294	9.57	11,326
Other	4,000	4.77	191		3,206	6.21	199		3,252	5.01	162

Total earning assets	$229,023	8.24	18,795		$200,073	9.18	18,264		$181,181	8.57	15,496

FUNDING SOURCES
Deposits:
Interest-bearing checking	$2,178	1.59	35		$3,424	1.88	64		$3,120	.99	31
Market rate and other savings	80,585	2.08	1,675		63,577	2.81	1,786		60,901	2.30	1,399
Savings certificates	29,850	5.13	1,530		30,101	5.37	1,616		30,088	4.86	1,462
Other time deposits	1,332	5.04	67		4,438	5.69	253		3,957	4.94	196
Deposits in foreign offices	6,209	3.96	246		5,950	6.22	370		1,658	4.76	79

Total interest-bearing deposits	120,154	2.96	3,553		107,490	3.80	4,089		99,724	3.17	3,167
Short-term borrowings	33,885	3.76	1,273		28,222	6.23	1,758		22,559	5.00	1,127
Long-term debt	34,501	5.29	1,826		29,000	6.69	1,939		24,646	5.90	1,453
Guaranteed preferred beneficial interests in Company’s subordinated debentures	1,394	6.40	89		935	7.92	74		935	7.73	72

Total interest-bearing liabilities	189,934	3.55	6,741		165,647	4.75	7,860		147,864	3.94	5,819
Portion of noninterest-bearing funding sources	39,089	—	—		34,426	—	—		33,317	—	—

Total funding sources	$229,023	2.95	6,741		$200,073	3.95	7,860		$181,181	3.22	5,819

Net interest margin and net interest income on a taxable-equivalent basis (6)		5.29%	$12,054			5.23%	$10,404			5.35%	$9,677

NONINTEREST-EARNING ASSETS
Cash and due from banks	$14,608				$13,103				$12,252
Goodwill	9,514				8,811				7,983
Other	32,222				28,170				23,673

Total noninterest-earning assets	$56,344				$50,084				$43,908

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$55,333				$48,691				$45,201
Other liabilities	13,214				10,949				8,895
Preferred stockholders’ equity	210				266				461
Common stockholders’ equity	26,676				24,604				22,668
Noninterest-bearing funding sources used to fund earning assets	(39,089)				(34,426)				(33,317)

Net noninterest-bearing funding sources	$56,344				$50,084				$43,908

TOTAL ASSETS	$285,367				$250,157				$225,089

(4)	Includes certain preferred securities.
(5)	Nonaccrual loans and related income are included in their respective loan categories.
(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for all years presented.

Noninterest Income

Table 4: Noninterest Income

(in millions)	Year ended December 31		,	% Change
	2003	2002	2001	2003 /	2002 /
				2002	2001

Service charges on deposit accounts	$2,361	$2,179	$1,876	8%	16%
Trust and investment fees:
Trust, investment and IRA fees	1,345	1,343	1,534	—	(12)
Commissions and all other fees	592	532	257	11	107

Total trust and investment fees	1,937	1,875	1,791	3	5

Credit card fees	1,003	920	796	9	16

Other fees:
Cash network fees	179	183	202	(2)	(9)
Charges and fees on loans	756	616	445	23	38
All other	637	585	597	9	(2)

Total other fees	1,572	1,384	1,244	14	11

Mortgage banking:
Origination and other closing fees	1,218	1,048	737	16	42
Servicing fees, net of amortization and provision for impairment	(954)	(737)	(260)	29	183
Net gains on securities available for sale	—	—	134	—	(100)
Net gains on mortgage loan origination/sales activities	1,801	1,038	705	74	47
All other	447	364	355	23	3

Total mortgage banking	2,512	1,713	1,671	47	3

Operating leases	937	1,115	1,315	(16)	(15)
Insurance	1,071	997	745	7	34
Net gains on debt securities available for sale	4	293	316	(99)	(7)
Net gains (losses) from equity investments	55	(327)	(1,538)	—	(79)
Net gains on sales of loans	28	19	35	47	(46)
Net gains on dispositions of operations	29	10	122	190	(92)
All other	873	589	632	48	(7)

Total	$12,382	$10,767	$9,005	15%	20%

Service charges on deposit accounts increased 8% due to continued growth in primary checking accounts and increased activity.

      We earn trust, investment and IRA fees from managing and administering assets, which include mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2003 and 2002, these assets totaled approximately $576 billion and $510 billion, respectively. Generally, these fees are based on the market value of the assets that are managed, administered, or both. These fees were essentially unchanged in 2003 compared with 2002 as most of the increase in asset balances occurred in the fourth quarter of 2003. Additionally, we receive commission and other fees for providing services for retail and discount brokerage customers. At December 31, 2003 and 2002, brokerage balances were approximately $78 billion and $68 billion, respectively. Generally, these fees are based on the number of transactions executed at the customer’s direction. The increase in commissions and all other fees of 11% for 2003 compared with 2002 was largely due to a higher number of brokerage transactions, stronger equity markets and increased sales of commission driven products.

      Credit card fees increased 9% from 2002 due to an increase in credit card accounts and credit and debit card transaction volume. In second quarter 2003, VISA USA Inc. (VISA) reached an agreement to settle merchant litigation, which included a reduction in some interchange fees to retailers. The impact of the settlement is expected to reduce fee income by approximately $120 million per year prior to the effect of increased volumes and future repricing of these transactions by VISA. In October 2003, we renewed our contract with VISA as our primary brand for debit and credit card transactions and expanded our commitment to include VISA’s Interlink network for retail transactions with merchants.
      Mortgage banking noninterest income was $2,512 million in 2003, compared with $1,713 million in 2002. Origination and other closing fees increased to $1,218 million from $1,048 a year ago. Net gains on mortgage loan origination/sales activities increased to $1,801 million in 2003 from $1,038 million in 2002. These increases were primarily due to higher mortgage origination volume and gains on loan sales. Originations during 2003 grew to $470 billion from $333 billion during 2002. In the fourth quarter of 2003, we changed the way we recognize income on interest rate lock commitments on mortgage loans held for sale to record the business margin at the time of sale instead of at the funding date. This change resulted in a one-time reduction in net gains on mortgage loan origination/sales activities of $77 million.
      Net servicing fees were a loss of $954 million in 2003 and $737 million in 2002. Servicing fees are presented net of amortization and impairment of mortgage servicing rights (MSRs) and gains and losses from hedge ineffectiveness, which are all influenced by both the level and direction of mortgage interest rates. The increase in net losses from servicing fees in 2003 compared with 2002 was primarily due to lower average interest rates, which resulted in higher MSRs amortization. This increase was partially offset by an increase in gross servicing fees in 2003 compared with the prior year due to an 18% growth in the servicing portfolio resulting from originations and purchases.
      During 2003 and 2002, we recognized a direct write-down of MSRs of $1,338 million and $1,071 million, respectively. See “Financial Review – Critical Accounting Policies – Mortgage Servicing Rights Valuation” in this report for the method used to evaluate MSRs for impairment and to determine if such impairment is other-than-temporary. Key assumptions, including the sensitivity of those assumptions used to determine the value of MSRs, are disclosed in Notes 1 (Summary of Significant Accounting Policies) and 21 (Securitizations and Variable Interest Entities) to Financial Statements.
      Net gains on debt securities were $4 million for 2003, compared with $293 million for 2002. Net gains from equity investments were $55 million in 2003, compared with losses of $327 million in 2002.

      We routinely review our investment portfolios and recognize impairment write-downs based primarily on issuer-specific factors and results. We also consider general economic and market conditions, including industries in which venture capital investments are made, and adverse changes affecting the availability of venture capital. We determine impairment based on all of the information available at the time of the assessment, but new information or economic developments in the future could result in recognition of additional impairment.

      “All other” noninterest income for 2003 included $163 million of losses on the early retirement of $2.6 billion of term debt that was previously issued at higher costs, predominantly offset by gains on trading securities, foreign exchange and other capital markets activities.

Noninterest Expense

Table 5: Noninterest Expense

(in millions)	Year ended December 31			,	% Change
	2003	2002	2001		2003 /	2002 /
					2002	2001

Salaries	$4,832	$4,383	$4,027		10%	9%
Incentive compensation	2,054	1,706	1,195		20	43
Employee benefits	1,560	1,283	960		22	34
Equipment	1,246	1,014	909		23	12
Net occupancy	1,177	1,102	975		7	13
Operating leases	702	802	903		(12)	(11)
Contract services	866	546	538		59	1
Outside professional services	509	445	441		14	1
Outside data processing	404	350	319		15	10
Advertising and promotion	392	327	276		20	18
Travel and entertainment	389	337	286		15	18
Telecommunications	343	347	355		(1)	(2)
Postage	336	256	242		31	6
Stationery and supplies	241	226	242		7	(7)
Charitable donations	237	39	54		508	(28)
Insurance	197	169	167		17	1
Operating losses	193	163	234		18	(30)
Security	163	159	156		3	2
Core deposit intangibles	142	155	165		(8)	(6)
Goodwill	—	—	610		—	(100)
All other	1,207	902	740		34	22

Total	$17,190	$14,711	$13,794		17%	7%

      The increase in noninterest expense, including increases in salaries, employee benefits, incentive compensation, contract services, advertising and promotion and postage, was largely due to the growth in the mortgage banking business, which accounted for approximately 48% of the increase from 2002. The increase was also due to charitable donations, predominantly donations of appreciated public equity securities to the Wells Fargo Foundation.

Income Taxes
The effective tax rate for 2003 was 34.6%, compared with 35.5% for 2002. This reduction was primarily due to the tax benefit derived from our donations of appreciated public equity securities to the Wells Fargo Foundation.

Operating Segment Results
Our lines of business for management reporting consist of Community Banking, Wholesale Banking and Wells Fargo Financial.

COMMUNITY BANKING’S   net income increased 7% to $4.4 billion in 2003 from $4.1 billion in 2002. Revenue increased 12% from 2002. Net interest income increased to $11.5 billion in 2003 from $10.4 billion in 2002, or 11%, due primarily to growth in average consumer loans, mortgages held for sale and deposits. Average loans grew 30% and average core deposits grew 11% from 2002. The provision for loan losses increased $27 million, or 3%, for 2003. Noninterest income for 2003 increased by $1.1 billion, or 14%, over 2002 primarily due to increased mortgage banking income, consumer loan fees, deposit service charges and gains from equity investments. Noninterest expense increased by $2.0 billion, or 18%, in 2003 over 2002 due primarily to increased mortgage origination activity and certain actions taken in 2003.

WHOLESALE BANKING’S   net income increased 17% to $1.4 billion in 2003 from $1.2 billion in 2002, before the effect of change in accounting principle. Net interest income was $2.2 billion in 2003 and $2.3 billion in 2002. Noninterest income increased $450 million to $2.8 billion in 2003 compared with 2002. The increase was primarily due to higher income in asset-based lending, insurance brokerage, commercial mortgage originations, derivatives and real estate brokerage. Noninterest expense increased to $2.6 billion in 2003, compared with $2.4 billion for the prior year. The increase was largely due to higher personnel expense, due to an increase in benefit costs and team members, and higher minority interest expense in partnership earnings within asset-based lending.

WELLS FARGO FINANCIAL’S   net income increased 25% to $451 million in 2003 from $360 million, before the effect of change in accounting principle, in 2002, due to lower funding costs combined with growth in real estate secured and auto loans. The provision for loan losses increased by $82 million in 2003 due to growth in loans. Noninterest income increased $24 million, or 7%, from 2002 to 2003, predominantly due to increased loan and credit card fee income of $15 million and a decrease in losses on sales of investment securities of $6 million. Noninterest expense increased $244 million, or 22%, in 2003 from 2002, primarily due to increases in employee compensation and benefits and other costs relating to business expansion and acquisition.

      For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 20 (Operating Segments) to Financial Statements.

Balance Sheet Analysis

A comparison between the year-end 2003 and 2002 balance sheets is presented below.

Securities Available for Sale
Our securities available for sale portfolio includes both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and yield enhancement purposes. Accordingly, this portfolio primarily includes very liquid, high quality federal agency debt securities. At December 31, 2003, we held $32.4 billion of debt securities available for sale, compared with $27.4 billion at December 31, 2002.

      We had a net unrealized gain on debt securities available for sale of $1.3 billion at December 31, 2003 and $1.7 billion at December 31, 2002.
      The weighted-average expected maturity of debt securities available for sale was 6.25 years at December 31, 2003. Since 75% of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers may have the right to prepay obligations before the underlying mortgages mature.
      The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is in Table 6.

Table 6: Mortgage-Backed Securities

(in billions)	Fair	Net unrealized	Remaining
	value	gain (loss)	maturity

At December 31, 2003	$24.3	$.9	6.5 yrs.

At December 31, 2003, assuming a 200 basis point:
Increase in interest rates	21.7	(1.7)	9.6 yrs.
Decrease in interest rates	25.1	1.7	2.4 yrs.

      See Note 4 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.

Loan Portfolio
A comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

      Loans averaged $213.1 billion in 2003, compared with $174.5 billion in 2002, an increase of 22%. Total loans at December 31, 2003 were $253.1 billion, compared with $192.5 billion at year-end 2002, an increase of 31%. Mortgages held for sale decreased to $29.0 billion from $51.2 billion due to lower loan origination volume at the end of 2003. Most of the increase in loans was due to a strong demand for home mortgages and home equity loans and lines, as well as solid growth in credit card balances and consumer finance receivables.

Deposits
Year-end deposit balances are in Table 7. Comparative detail of average deposit balances is included in Table 3. Average core deposits funded 54.8% and 57.2% of average total assets in 2003 and 2002, respectively. Total average interest-bearing deposits rose from $133.8 billion in 2002 to $161.7 billion in 2003. Total average noninterest-bearing deposits rose from $63.6 billion in 2002 to $76.8 billion in 2003. Savings certificates declined on average from $24.3 billion in 2002 to $20.9 billion in 2003.

Table 7: Deposits

(in millions)	December 31		,	%
	2003	2002		Change

Noninterest-bearing	$74,387	$74,094		—%
Interest-bearing checking	2,735	2,625		4
Market rate and other savings	114,362	99,183		15
Savings certificates	19,787	22,332		(11)

Core deposits	211,271	198,234		7
Other time deposits	27,488	9,228		198
Deposits in foreign offices	8,768	9,454		(7)

Total deposits	$247,527	$216,916		14%

      The increase in other time deposits was predominantly due to an increase in certificates of deposit greater than $100,000 sold to institutional customers.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments
We consolidate our majority-owned subsidiaries and subsidiaries in which we are the primary beneficiary. If we own at least 20% of an affiliate, we generally use the equity method of accounting. If we own less than 20% of an affiliate, we generally carry the investment at cost. See Note 1 (Summary of Significant Accounting Policies) to Financial Statements for our consolidation policy.

      In the ordinary course of business, we engage in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources or (4) optimize capital, and are accounted for in accordance with generally accepted accounting principles (GAAP).
      Almost all of our off-balance sheet arrangements result from securitizations. We routinely securitize home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgages and automobile receivables. We normally structure loan securitizations as sales, in accordance with FAS 140. This involves the transfer of financial assets to certain qualifying special-purpose entities that we are not required to consolidate. In a securitization, we can convert the assets into cash earlier than if we held the assets to maturity. Special-purpose entities used in these types of securitizations obtain cash to acquire assets by issuing securities to investors. In a securitization, we usually provide representations and warranties for receivables transferred. Also, we generally retain the right to service the transferred receivables and to repurchase those receivables from the special-purpose entity if the outstanding balance of the receivable falls to a level where the cost exceeds the benefits of servicing such receivables. The adoption of FIN 46 and FIN 46R did not affect our accounting for securitizations involving qualifying special-purpose entities.
      At December 31, 2003, our securitization arrangements consisted of approximately $46.9 billion in securitized loan receivables, including $22.4 billion of home mortgage loans. We retained servicing rights and other beneficial interests related to these securitizations of approximately $665 million, consisting of $274 million in securities, $229 million in servicing assets and $162 million in other retained interests. Related to securitizations, we provided $9 million in liquidity commitments in demand notes and reserve fund balances, and committed to provide up to $30 million in credit enhancements.
      Also, we hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize high-yield corporate debt that had approximately $2 billion in total assets at December 31, 2003, and a maximum estimated exposure to loss of approximately $450 million. We are not required to consolidate these entities.
      For more information on securitizations including sales proceeds and cash flows from securitizations, see Note 21 (Securitizations and Variable Interest Entities) to Financial Statements.
      Our mortgage banking business, in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Home Mortgage, Inc., or an affiliated entity, through an established line of credit and are subject to specified underwriting criteria. At December 31, 2003, the total assets of these mortgage origination joint ventures were approximately $100 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2003, these liquidity commitments totaled $400 million.
      We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers title, escrow, appraisal and other real estate related services. Our merchant services joint venture includes credit card processing and related activities. At December 31, 2003, total assets of our real estate lending and merchant services joint ventures were approximately $625 million.
      When we acquire brokerage, asset management and insurance agencies, the terms of the acquisitions may provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2003, the amount of contingent consideration we expected to pay was not significant to the financial statements.
      As a financial services provider, we routinely commit to extend credit, including loan commitments, standby letters of credit and financial guarantees. A significant portion of commitments to extend credit may expire without being drawn upon. These commitments are subject to the same credit policies and approval process used for our loans. For more information, see Note 5 (Loans and Allowance for Loan Losses) and Note 25 (Guarantees) to Financial Statements.

      In our venture capital and capital markets businesses, we commit to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund these commitments generally depends on the venture capital investment cycle, the period over which privately-held companies are funded by venture capital investors and ultimately taken public through an initial offering. This cycle can vary based on market conditions and the industry in which the companies operate. We expect that many of these investments will become public, or otherwise become liquid, before the balance of unfunded equity commitments is used. At December 31, 2003, these commitments were approximately $1.1 billion. Our other investment commitments, principally affordable housing, civic and other community development initiatives, were approximately $230 million at December 31, 2003.

      In the ordinary course of business, we enter into indemnification agreements, including underwriting agreements relating to offers and sales of our securities, acquisition agreements, and various other business transactions or arrangements, such as relationships arising from service as a director or officer of the Company. For more information, see Note 25 (Guarantees) to Financial Statements.

Contractual Obligations
We enter into contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.

      Table 8 summarizes our significant contractual obligations at December 31, 2003, except obligations for short-term borrowing arrangements and pension and postretirement benefits plans. More information on these obligations is in Notes 10 (Short-Term Borrowings) and 15 (Employee Benefits and Other Expenses) to Financial Statements.
      We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this report and Note 27 (Derivatives) to Financial Statements for more information.

Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. The Company had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2003, 2002 and 2001.

Table 8: Contractual Obligations

(in millions)	Note(s)	Less than	1-3	3-5	More than	Indeterminate		Total
		1 year	years	years	5 years	maturity	(1)

Contractual payments by period:

Deposits	9	$49,010	$5,032	$1,628	$419	$191,438		$247,527
Long-term debt (2)	6,11	12,294	21,065	12,090	18,193	—		63,642
Operating leases	6	505	747	505	867	—		2,624
Purchase obligations (3)		146	192	19	—	—		357

Total contractual obligations		$61,955	$27,036	$14,242	$19,479	$191,438		$314,150

(1)	Represents interest- and noninterest-bearing checking, market rate and other savings accounts.
(2)	Includes capital leases of $25 million.
(3)	Represents agreements to purchase goods or services.

Risk Management

Credit Risk Management Process
Our credit risk management process provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, frequent and detailed risk measurement and modeling, and a continual loan audit review process. In addition, the external auditor and regulatory examiners review and perform detail tests of our credit underwriting, loan administration and allowance processes.

      Managing credit risk is a company-wide process. We have credit policies for all banking and nonbanking operations incurring credit risk with customers or counterparties that provide a consistent, prudent approach to credit risk management. We use detailed tracking and analysis to measure credit performance and exception rates and we routinely review and modify credit policies as appropriate. We strive to identify problem loans early and have dedicated, specialized collection and work-out units.

      The Chief Credit Officer, who reports directly to the Chief Executive Officer, provides company-wide credit oversight. Each business unit with credit risks has a credit officer and has the primary responsibility for managing its own credit risk. The Chief Credit Officer delegates authority, limits and other requirements to the business units. These delegations are reviewed and amended if there are significant changes in personnel or credit performance.

      Our business units and the office of the Chief Credit Officer periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that credit standards are followed. Our loan examiners and/or internal auditors also independently review portfolios with credit risk.

      Our primary business focus, middle market commercial and residential real estate, auto and small consumer lending, results in portfolio diversification. We ensure that we use appropriate methods to understand and underwrite risk.
      In our wholesale portfolios, loans are individually underwritten and judgmentally risk rated. They are periodically monitored and prompt corrective actions are taken on deteriorating loans.
      Retail loans are typically underwritten with statistical decision-making tools and are managed throughout their life cycle on a portfolio basis.

      Each business unit completes quarterly asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall allowance for loan losses is adequate we conduct periodic stress tests. This includes a portfolio loss simulation model that simulates a range of possible losses for various sub-portfolios assuming various trends in loan quality. We assess loan portfolios for geographic, industry, or other concentrations and develop mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations as we deem necessary.

      We routinely review and evaluate risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits or entire sub-portfolios. We also assess risk for particular industries and specific macroeconomic trends.

Table 9: Nonaccrual Loans and Other Assets

(in millions)	December 31					,
	2003	2002	2001	2000	1999

Nonaccrual loans:
Commercial	$592	$796	$827	$739	$374
Real estate 1-4 family first mortgage	274	230	205	128	144
Other real estate mortgage	285	192	210	113	118
Real estate construction	56	93	145	57	11
Consumer:
Real estate 1-4 family junior lien mortgage	87	49	22	22	17
Other revolving credit and installment	88	48	59	36	27

Total consumer	175	97	81	58	44
Lease financing	73	79	163	92	24
Foreign	3	5	9	7	9

Total nonaccrual loans (1)	1,458	1,492	1,640	1,194	724
As a percentage of total loans	.58%	.78%	.98%	.77%	.57%

Foreclosed assets	198	195	160	120	148
Real estate investments (2)	6	4	2	27	33

Total nonaccrual loans and other assets	$1,662	$1,691	$1,802	$1,341	$905

(1)
Includes impaired loans of $629 million, $612 million, $823 million, $504 million and $258 million at December 31, 2003, 2002, 2001, 2000 and 1999, respectively. (See Notes 1 (Significant Accounting Policies) and 5 (Loans and Allowance for Loan Losses) to Financial Statements for further discussion of impaired loans.)

(2)	Real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.
Real estate investments totaled $9 million, $9 million, $24 million, $56 million and $89 million at December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

NONACCRUAL LOANS AND OTHER ASSETS
Table 9 (above) shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status (1) when they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection), (2) when the full and timely collection of interest or principal becomes uncertain or (3) when part of the principal balance has been charged off. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.

      We expect that the amount of nonaccrual loans will change due to portfolio growth, routine problem loan recognition and resolution through collections, sales or charge-offs. The performance of any loan can be affected by external factors, such as economic conditions, or factors particular to a borrower, such as actions of a borrower’s management. In addition, from time to time, we purchase loans from other financial institutions that we classify as nonaccrual based on our policies.

      If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, $92 million of interest would have been recorded in 2003, compared with payments of $31 million recorded as interest income.
      Substantially all foreclosed assets at December 31, 2003, have been in the portfolio two years or less.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual.

      The total of loans 90 days past due and still accruing was $2,337 million, $672 million, $698 million, $578 million, and $433 million at December 31, 2003, 2002, 2001, 2000 and 1999, respectively. In 2003, the total included $1,641 million in advances pursuant to our servicing agreements to Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. Prior to clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets. Table 10 provides detail by loan category excluding GNMA advances.

Table 10:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA Advances)

(in millions)	December 31					,
	2003	2002	2001	2000	1999

Commercial	$87	$92	$60	$90	$27
Real estate
1-4 family first mortgage	117	104	145	74	45
Other real estate mortgage	9	7	22	24	18
Real estate construction	6	11	47	12	4

Consumer:
Real estate
1-4 family junior lien mortgage	31	19	18	19	36
Credit card	135	131	117	96	105
Other revolving credit and installment	311	308	289	263	198

Total consumer	477	458	424	378	339

Total	$696	$672	$698	$578	$433

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is management’s estimate of credit losses inherent in the loan portfolio, including unfunded commitments, at the balance sheet date. We assume that the allowance for loan losses as a percentage of charge-offs and nonperforming loans will change at different points in time based on credit performance, loan mix and collateral values. The analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

      At December 31, 2003, the allowance for loan losses was $3.89 billion, or 1.54% of total loans, compared with $3.82 billion, or 1.98%, at December 31, 2002 and $3.72 billion, or 2.22%, at December 31, 2001. The primary driver of the decrease in the allowance for loan losses as a percentage of total loans in 2003 and 2002 was the change in loan mix with residential real estate secured consumer loans representing a higher percentage of the overall loan portfolio. We have historically experienced lower losses on our residential real estate secured consumer loan portfolio. The provision for loan losses totaled $1.72 billion in 2003, $1.68 billion in 2002 and $1.73 billion in 2001. Net charge-offs in 2003 were $1.72 billion, or .81% of average total loans, compared with $1.68 billion, or .96%, in 2002 and $1.73 billion, or 1.10%, in 2001. Loan loss recoveries were $495 million in 2003, compared with $481 million in 2002 and $396 million in 2001. Any loan with past due principal or interest that is not both well-secured and in the process of collection generally is charged off (to the extent that it exceeds the fair value of any related collateral) based on loan category after a predetermined period of time. Also, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

      We consider the allowance for loan losses of $3.89 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded commitments, at December 31, 2003. The process for determining the adequacy of the allowance for loan losses is critical to our financial results. It requires management to make difficult, subjective and complex judgments, as a result of the need to make estimates about the effect of matters that are uncertain. See “Financial Review – Critical Accounting Policies – Allowance for Loan Losses.” Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable loan losses in relation to the amount reserved. We may need to significantly increase the allowance for loan losses, considering current factors at the time, including economic conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for loan losses is discussed in Note 5 (Loans and Allowance for Loan Losses) to Financial Statements.

Asset/Liability and Market Risk Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO)—which oversees these risks and reports periodically to the Finance Committee of the Board of Directors—consists of senior financial and business executives. Each of our principal business groups—Community Banking (including Mortgage Banking), Wholesale Banking and Wells Fargo Financial—have individual asset/liability management committees and processes linked to the Corporate ALCO process.

INTEREST RATE RISK
Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:

•	assets and liabilities may mature or re-price at different times (for example, if assets re-price faster than liabilities and interest rates are generally falling, earnings will initially decline);
•	assets and liabilities may re-price at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);
•	short-term and long-term market interest rates may change by different amounts (i.e., the shape of the yield curve may affect new loan yields and funding costs differently); or
•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available for sale portfolio may prepay significantly earlier than anticipated – which could reduce portfolio income). In addition, interest rates may have an indirect impact on loan demand, credit losses, mortgage origination volume, the value of mortgage servicing rights, the value of the pension liability and other sources of earnings.

      We assess interest rate risk by comparing our most likely earnings plan over a twelve-month period with various earnings models using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, if we assume a gradual increase of 375 basis points in the federal funds rate, estimated earnings would be less than 1% below our most likely earnings plan for 2004. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation.

      We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The credit risk amount and estimated net fair values of these derivatives as of December 31, 2003 and 2002 are presented in Note 27 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three ways:

•	to convert most of the long-term fixed-rate debt to floating-rate payments by entering into receive-fixed swaps at issuance,
•	to convert the cash flows from selected asset and/or liability instruments/portfolios from fixed to floating payments or vice versa, and
•	to hedge the mortgage origination pipeline, funded mortgage loans and mortgage servicing rights using swaptions, futures, forwards and options.

MORTGAGE BANKING INTEREST RATE RISK
We originate, fund and service mortgage loans, which subjects us to a number of risks, including credit, liquidity and interest rate risks. We manage credit and liquidity risk by selling or securitizing most of the mortgage loans we originate. Changes in interest rates, however, may have a significant effect on mortgage banking income in any quarter and over time. Interest rates impact both the value of the mortgage servicing rights (MSRs), which is adjusted to the lower of cost or fair value, and the future earnings of the mortgage business, which are driven by origination volume and the duration of our servicing. We manage both risks by hedging the impact of interest rates on the value of the MSRs using derivatives, combined with the “natural hedge” provided by the origination and servicing components of the mortgage business; however, we do not hedge 100% of these two risks.

      We hedge a significant portion of the value of our MSRs against a change in interest rates with derivatives. The principal source of risk in this hedging process is the risk that changes in the value of the hedging contracts may not match changes in the value of the hedged portion of our MSRs for any given change in long-term interest rates.
      The value of our MSRs is influenced primarily by prepayment speed assumptions affecting the duration of the mortgage loans to which our MSRs relate. Changes in long-term interest rates affect these prepayment speed assumptions. For example, a decrease in long-term rates would accelerate prepayment speed assumptions as borrowers refinance their existing mortgage loans and decrease the value of the MSRs. In contrast, prepayment speed assumptions would tend to slow in a rising interest rate environment and increase the value of the MSRs.
      For a given decline in interest rates, a portion of the potential reduction in the value of our MSRs is offset by estimated increases in origination and servicing fees over time from new mortgage activity or refinancing associated with that decline in interest rates. With much lower long-term interest rates, the decline in the value of our MSRs and the effect on net income would be immediate whereas the additional origination and servicing fee income accrues over time. Under GAAP, impairment of our MSRs, due to a decrease in long-term rates or other reasons, is charged to earnings through an increase to the valuation allowance.
      In scenarios of sustained increases in long-term interest rates, origination fees may eventually decline as refinancing activity slows. In such higher interest rate scenarios, the duration of the servicing portfolio may extend. In such circumstances, we may reduce periodic amortization of MSRs, and may recover some or all of the previously established valuation allowance.

      Our MSRs totaled $6.9 billion, net of a valuation allowance of $1.9 billion at December 31, 2003, and $4.5 billion, net of a valuation allowance of $2.2 billion, at December 31, 2002. The increase in MSRs was primarily due to the growth in the servicing portfolio resulting from originations and purchases. The note rate on the servicing portfolio was 5.90% at December 31, 2003 and 6.67% at December 31, 2002. Our MSRs were 1.15% of mortgage loans serviced for others at December 31, 2003, compared with .92% at December 31, 2002.

MARKET RISK – TRADING ACTIVITIES
Our net income is exposed to interest rate risk, foreign exchange risk, equity price risk, commodity price risk and credit risk in several trading businesses managed under limits set by Corporate ALCO. The primary purpose of these businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, loans, foreign exchange transactions, commodity transactions and derivatives—transacted with customers or used to hedge capital market transactions with customers—are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2003 and 2002 are included in Note 27 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading business are monitored by Corporate ALCO. During 2003 the maximum daily “value at risk,” the worst expected loss over a given time interval within a given confidence range (99%), for all trading positions covered by value at risk measures did not exceed $25 million.

MARKET RISK – EQUITY MARKETS
We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors. The Board reviews business developments, key risks and historical returns for the private equity investments at least annually. Management reviews these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. At December 31, 2003, private equity investments totaled $1,714 million, compared with $1,657 million at December 31, 2002.

      We also have marketable equity securities in the available for sale investment portfolio, including shares distributed from our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and, in addition, other-than-temporary impairment may be periodically recorded. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength, and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. At December 31, 2003, the fair value of marketable equity securities was $582 million and cost was $394 million, compared with $556 million and $598 million, respectively, at December 31, 2002.

      Changes in equity market prices may also indirectly affect our net income (1) by affecting the value of third party assets under management and, hence, fee income, (2) by affecting particular borrowers, whose ability to repay principal and/or interest may be affected by the stock market, or (3) by affecting brokerage activity, related commission income and other business activities. Each business line monitors and manages these indirect risks.

LIQUIDITY AND FUNDING
The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under unpredictable circumstances of industry or market stress. To achieve this objective, Corporate ALCO establishes and monitors liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. We set liquidity management guidelines for both the consolidated balance sheet as well as for the Parent specifically to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.

      Debt securities in the securities available for sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements. The weighted-average expected remaining maturity of the debt securities within this portfolio was 6.25 years at December 31, 2003. Of the $31.1 billion (cost basis) of debt securities in this portfolio at December 31, 2003, $6.6 billion, or 21%, is expected to mature or be prepaid in 2004 and an additional $4.3 billion, or 13%, in 2005. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations.

In 2003, we sold mortgage loans of approximately $400 billion, including securitized home mortgage loans and commercial mortgage loans of approximately $320 billion. The amount of mortgage loans, as well as home equity loans and other consumer loans, available to be sold or securitized totaled approximately $105 billion at December 31, 2003.

      Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits and stockholders’ equity funded 63.3% and 66.3% of average total assets in 2003 and 2002, respectively.
      The remaining assets were funded by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $29.9 billion and $33.3 billion in 2003 and 2002, respectively. Long-term debt averaged $53.8 billion and $42.2 billion in 2003 and 2002, respectively. Trust preferred securities averaged $3.3 billion and $2.8 billion in 2003 and 2002, respectively.
      We anticipate making capital expenditures of approximately $930 million in 2004 for stores, relocation and remodeling of company facilities, routine replacement of furniture, equipment, servers and other networking equipment related to expansion of our internet services business. We will fund these expenditures from various sources, including retained earnings and borrowings.
      Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding by issuing registered debt, private placements and asset-based secured funding. Approximately $70 billion of our debt is rated by Moody’s Investors Service and Fitch, Inc. as “AA” or equivalent, which is among the highest ratings given to a financial services company. In September 2003, Moody’s Investors Service raised Wells Fargo Bank, N.A.’s rating to “Aaa,” its highest investment grade, from “Aa1” and raised the Company’s senior debt rating to “Aa1” from “Aa2.” In October 2003, Standard & Poor’s Ratings Service raised the counterparty ratings on the Company to “AA-minus/A-1-plus” from “A-plus/A-1” and the revised outlook for the Company to stable from positive. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants.

PARENT.   In March 2003, the Parent registered with the Securities and Exchange Commission (SEC) for issuance an additional $15.3 billion in senior and subordinated notes and preferred and common securities. During 2003, the

Parent issued a total of $13.4 billion of senior and subordinated notes and trust preferred securities. At December 31, 2003, the Parent’s remaining issuance capacity under effective registration statements was $9.0 billion. We used the proceeds from securities issued in 2003 for general corporate purposes and expect that the proceeds in the future will also be used for general corporate purposes. The Parent also issues commercial paper and has a $1 billion back-up credit facility.

      On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In October 2003, these debentures were registered with the SEC. If the price per share of our common stock exceeds $120.00 per share on or before April 15, 2008, the holders will have the right to convert the convertible debt securities to common stock at an initial conversion price of $100.00 per share. While we are able to settle the entire amount of the conversion rights granted in this convertible debt offering in cash, common stock or a combination, our policy is to settle the principal amount in cash and to settle the conversion spread (the excess conversion value over the principal) in either cash or stock. We can also redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.

BANK NOTE PROGRAM.   In March 2003, Wells Fargo Bank, N.A. established a $50 billion bank note program under which it may issue up to $20 billion in short-term senior notes outstanding at any time and up to a total of $30 billion in long-term senior and subordinated notes. This program updates and supercedes the bank note program established in February 2001. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2003, Wells Fargo Bank, N.A. issued $9.4 billion in senior long-term notes. At December 31, 2003, the remaining issuance authority under the long-term portion was $14.9 billion.

WELLS FARGO FINANCIAL.   In November 2003, Wells Fargo Financial Canada Corporation (WFFCC), a wholly-owned Canadian subsidiary of Wells Fargo Financial, Inc., qualified for distribution with the provincial securities exchanges in Canada $1.5 billion (Canadian). The remaining issuance capacity under previous registered securities of $550 million (Canadian) expired on November 1, 2003. During 2003, WFFCC issued $400 million (Canadian) in senior notes. At December 31, 2003, the remaining issuance capacity for WFFCC was $1.5 billion (Canadian). During 2003, Wells Fargo Financial, Inc. issued $500 million (US) and $400 million (Canadian) in senior notes as private placements.

Capital Management

We have an active program for managing stockholder capital. Our objective is to produce above market long-term returns by opportunistically using capital when returns are perceived to be high and issuing/accumulating capital when such costs are perceived to be low.

      We use capital to fund organic growth, acquire banks and other financial services companies, pay dividends and repurchase our shares. During 2003, consolidated assets increased by $39 billion, or 11%. Capital used for acquisitions in 2003 totaled $1.4 billion. During 2002, the Board of Directors authorized the repurchase of up to 50 million additional shares of our outstanding common stock. During 2003, we repurchased approximately 31 million shares of our common stock. At December 31, 2003, the total remaining common stock repurchase authority under the 2002 authorization was approximately 27 million shares. Total common stock dividend payments in 2003 were $2.5 billion. In 2003, the Board of Directors approved two increases in our quarterly common stock dividend, which increased it to 45 cents per share from 28 cents per share in 2002, representing a 61% increase in the quarterly dividend.

      Our potential sources of capital include retained earnings, and issuances of common and preferred stock and subordinated debt. In 2003, retained earnings increased $3.5 billion, predominantly as a result of net income of $6.2 billion less dividends of $2.5 billion. In 2003, we issued $1.3 billion of common stock under various employee benefit and director plans and under our dividend reinvestment program. We issued $1.0 billion in subordinated debt and completed two placements of trust preferred securities in the amount of $700 million in 2003. On October 13, 2003, we called all shares of our Adjustable-Rate Cumulative, Series B preferred stock. The shares were redeemed on November 15, 2003 at the stated liquidation price plus accrued dividends.

      The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2003, the Company and each of our covered subsidiary banks were “well capitalized” under regulatory standards. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2002 with 2001

Net income in 2002 was $5.4 billion, compared with $3.4 billion in 2001. Diluted earnings per common share were $3.16, compared with $1.97 in 2001.

      Return on average assets (ROA) was 1.69% and return on average common equity (ROE) was 18.68% in 2002, compared with 1.20% and 12.73%, respectively, in 2001.
      Net interest income on a taxable-equivalent basis was $14.6 billion in 2002, compared with $12.1 billion in 2001. The net interest margin was 5.53% for 2002, compared with 5.29% in 2001. The increase in net interest income and the net interest margin in 2002 was due to a 10% increase in average core deposits, our low-cost source of funding. Also contributing to the increase in the net interest margin in 2002 was a faster decline in deposit and borrowing costs than the decline in loan and debt securities yields.
      Noninterest income was $10.8 billion in 2002, compared with $9.0 billion in 2001. Noninterest income in 2001 included approximately $1.7 billion (before tax) of other-than-temporary impairment in the valuation of publicly-traded securities and private equity investments recorded in the second quarter of 2001.

      Revenue, the sum of net interest income and noninterest income, increased from $21.0 billion in 2001 to $25.2 billion in 2002, or 20%.

      Noninterest expense totaled $14.7 billion in 2002, compared with $13.8 billion in 2001, an increase of 7%. The increase in 2002 was a result of increases in incentive compensation, outside professional services, travel and entertainment and advertising, predominantly due to the increase in mortgage origination volume.
      The provision for loan losses was $1.68 billion in 2002, compared with $1.73 billion in 2001. During 2002, net charge-offs were $1.68 billion, or .96% of average total loans, compared with $1.73 billion, or 1.10%, during 2001. The allowance for loan losses was $3.82 billion, or 1.98% of total loans, at December 31, 2002, compared with $3.72 billion, or 2.22%, at December 31, 2001.
      At December 31, 2002, total nonaccrual loans were $1.49 billion, or .8% of total loans, compared with $1.64 billion, or 1.0%, at December 31, 2001. Foreclosed assets were $195 million at December 31, 2002, compared with $160 million at December 31, 2001.

Factors That May Affect Future Results

We make forward-looking statements in this report and in other reports and proxy statements we file with the SEC. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others.

Forward-looking statements include:
•	projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;
•	descriptions of plans or objectives of our management for future operations, products or services, including pending acquisitions;
•	forecasts of our future economic performance; and
•	descriptions of assumptions underlying or relating to any of the foregoing.

In this report, for example, we make forward-looking statements discussing our expectations about:
•	future credit losses and nonperforming assets;
•	the future value of mortgage servicing rights;
•	the future value of equity securities, including those in our venture capital portfolios;
•	the impact of new accounting standards;
•	future short-term and long-term interest rate levels and their impact on our net interest margin, net income, liquidity and capital; and
•	the impact of the VISA USA Inc. settlement on our earnings.

      Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we might not update them to reflect changes that occur after the date they are made.

      There are several factors—many beyond our control—that could cause results to differ significantly from our expectations. Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report (see, for example, “Balance Sheet Analysis”). Factors relating to the regulation and supervision are described in our Annual Report on Form 10-K for the year ended December 31, 2003. Any factor described in this report or in our 2003 Form 10-K could by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There are also other factors that we have not described in this report or in our 2003 Form 10-K that could cause results to differ from our expectations.

Industry Factors
AS A FINANCIAL SERVICES COMPANY, OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY GENERAL BUSINESS AND ECONOMIC CONDITIONS.
Our business and earnings are affected by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. For example, an economic downturn, an increase in unemployment, or other events that effect household and/or corporate incomes could decrease the demand for loan and non-loan products and services and increase the number of customers who fail to pay interest or principal on their loans.

      Geopolitical conditions can also effect our earnings. Acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, could affect business and economic conditions in the U.S. and abroad. The terrorist attacks in 2001, for example, caused an immediate decrease in air travel, which affected the airline industry, lodging, gaming and tourism.
      We discuss other business and economic conditions in more detail elsewhere in this report.

OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY THE FISCAL AND MONETARY POLICIES OF THE FEDERAL GOVERNMENT AND ITS AGENCIES.
The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest margin. They also can materially affect the value of financial instruments we hold, such as debt securities and mortgage servicing rights. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and hard to predict.

THE FINANCIAL SERVICES INDUSTRY IS HIGHLY COMPETITIVE.
We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies now can merge by creating a “financial holding company,” which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Recently, a number of foreign banks have acquired financial services companies in the United States, further increasing competition in the U.S. market. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and some have lower cost structures.

WE ARE HEAVILY REGULATED BY FEDERAL AND STATE AGENCIES.
The holding company, its subsidiary banks and many of its nonbank subsidiaries are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Also, if we do not comply with laws, regulations or policies, we could receive regulatory sanctions and damage to our reputation. For more information, refer to the “Regulation and Supervision”

section of our 2003 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 26 (Regulatory and Agency Capital Requirements) to Financial Statements included in this report.

FUTURE LEGISLATION COULD CHANGE OUR COMPETITIVE POSITION.
Legislation is from time to time introduced in the Congress, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any regulations, would have on our financial condition or results of operations.

WE DEPEND ON THE ACCURACY AND COMPLETENESS OF INFORMATION ABOUT CUSTOMERS AND COUNTERPARTIES.
In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit, we may assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively affected by relying on financial statements that do not comply with GAAP or that are materially misleading.

CONSUMERS MAY DECIDE NOT TO USE BANKS TO COMPLETE THEIR FINANCIAL TRANSACTIONS.
Technology and other changes now allow parties to complete financial transactions without banks. For example, consumers can pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Company Factors
MAINTAINING OR INCREASING OUR MARKET SHARE DEPENDS ON MARKET ACCEPTANCE AND REGULATORY APPROVAL OF NEW PRODUCTS AND SERVICES.
Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices. This can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to make substantial expenditures to modify or adapt our existing products and services. We might not be successful in introducing new products and services, achieving market acceptance of our products and services, or developing and maintaining loyal customers.

NEGATIVE PUBLIC OPINION COULD DAMAGE OUR REPUTATION AND ADVERSELY IMPACT OUR EARNINGS.
Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract customers and can expose us to litigation and regulatory action. Because virtually all our businesses operate under the “Wells Fargo” brand, actual or alleged conduct by one business can result in negative public opinion about other Wells Fargo businesses. Although we take steps to minimize reputation risk in dealing with our customers and communities, as a large diversified financial services company with a relatively high industry profile, the risk will always be present in our organization.

THE HOLDING COMPANY RELIES ON DIVIDENDS FROM ITS SUBSIDIARIES FOR MOST OF ITS REVENUE.
The holding company is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the holding company’s common and preferred stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank and certain of our nonbank subsidiaries may pay to the holding company. Also, the holding company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. For more information, refer to “Regulation and Supervision—Dividend Restrictions” and “—Holding Company Structure” in our 2003 Form 10-K.

OUR ACCOUNTING POLICIES AND METHODS ARE KEY TO HOW WE REPORT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THEY MAY REQUIRE MANAGEMENT TO MAKE ESTIMATES ABOUT MATTERS THAT ARE UNCERTAIN.
Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our significant accounting policies.

      Three accounting policies are critical to presenting our financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the allowance for loan losses, (2) the valuation of mortgage servicing rights, and (3) pension accounting. Because of the uncertainty of estimates about these matters, we cannot provide any assurance that we will not:

•	significantly increase our allowance for loan losses and/or sustain loan losses that are significantly higher than the reserve provided;
•	recognize significant provision for impairment of our mortgage servicing rights; or
•	significantly increase our pension liability.

      For more information, refer in this report to “Critical Accounting Policies,” “Balance Sheet Analysis” and “Risk Management.”

WE HAVE BUSINESSES OTHER THAN BANKING.
We are a diversified financial services company. In addition to banking, we provide insurance, investments, mortgages and consumer finance. Although we believe our diversity helps lessen the effect when downturns affect any one segment of our industry, it also means our earnings could be subject to different risks and uncertainties. We discuss some examples below.

MERCHANT BANKING.   Our merchant banking business, which includes venture capital investments, has a much greater risk of capital losses than our traditional banking business. Also, it is difficult to predict the timing of any gains from this business. Realization of gains from our venture capital investments depends on a number of factors—many beyond our control—including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions. Factors, such as a slowdown in consumer demand or a decline in capital spending, could result in declines in the values of our publicly-traded and private equity securities. If we determine that the declines are other-than-temporary, additional impairment charges would be recognized. Also, we will realize losses to the extent we sell securities at less than book value. For more information, see in this report “Balance Sheet Analysis – Securities Available for Sale.”

MORTGAGE BANKING.   The effect of interest rates on our mortgage business can be large and complex. Changes in interest rates can affect loan origination fees and loan servicing fees, which account for a significant portion of mortgage-related revenues. A decline in mortgage rates generally increases the demand for mortgage loans as borrowers refinance, but also generally leads to accelerated payoffs in our mortgage servicing portfolio. Conversely, in a constant or increasing rate environment, we would expect fewer loans to be refinanced and a decline in payoffs in our servicing portfolio. We use dynamic, sophisticated models to assess the effect of interest rates on mortgage fees, amortization of mortgage servicing rights, and the value of mortgage servicing rights. The estimates of net income and fair value produced by these models, however, depend on assumptions of future loan demand, prepayment speeds and other factors that may overstate or understate actual experience. We use derivatives to hedge the value of our servicing portfolio but they do not cover the full value of the portfolio. We cannot assure that the hedges will offset significant decreases in the value of the portfolio. For more information, see in this report “Critical Accounting Policies – Valuation of Mortgage Servicing Rights” and “Asset /Liability and Market Risk Management.”

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

WE HAVE AN ACTIVE ACQUISITION PROGRAM.
We regularly explore opportunities to acquire financial institutions and other financial services providers. We cannot predict the number, size or timing of acquisitions. We typically do not comment publicly on a possible acquisition or business combination until we have signed a definitive agreement.

      Our ability to successfully complete an acquisition generally is subject to regulatory approval. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks or branches as a condition to receiving regulatory approval.
      Difficulty in integrating an acquired company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

LEGISLATIVE RISK
Our business model depends on sharing information among the family of companies owned by Wells Fargo to better satisfy our customers’ needs. Laws that restrict the ability of our companies to share information about customers could negatively affect our revenue and profit.

OUR BUSINESS COULD SUFFER IF WE FAIL TO ATTRACT AND RETAIN SKILLED PEOPLE.
Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities we engage in can be intense. We may not be able to hire the best people or to keep them.

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

      General market fluctuations, industry factors and general economic and political conditions and events, such as terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

Additional Information

Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange. The common stock prices in the graphs below were reported on the New York Stock Exchange Composite Transaction Reporting System. The number of holders of record of our common stock was 96,634 at January 31, 2004.

      Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, are available free of charge on or through our website (www.wellsfargo.com), as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Those reports and amendments are also available free of charge on the SEC’s website (www.sec.gov).

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31			,
	2003	2002	2001

INTEREST INCOME
Securities available for sale	$1,816	$2,424	$2,544
Mortgages held for sale	3,136	2,450	1,595
Loans held for sale	251	252	317
Loans	13,937	13,045	13,977
Other interest income	278	288	284

Total interest income	19,418	18,459	18,717

INTEREST EXPENSE
Deposits	1,613	1,919	3,553
Short-term borrowings	322	536	1,273
Long-term debt	1,355	1,404	1,826
Guaranteed preferred beneficial interests in Company’ s subordinated debentures	121	118	89

Total interest expense	3,411	3,977	6,741

NET INTEREST INCOME	16,007	14,482	11,976
Provision for loan losses	1,722	1,684	1,727

Net interest income after provision for loan losses	14,285	12,798	10,249

NONINTEREST INCOME
Service charges on deposit accounts	2,361	2,179	1,876
Trust and investment fees	1,937	1,875	1,791
Credit card fees	1,003	920	796
Other fees	1,572	1,384	1,244
Mortgage banking	2,512	1,713	1,671
Operating leases	937	1,115	1,315
Insurance	1,071	997	745
Net gains on debt securities available for sale	4	293	316
Net gains (losses) from equity investments	55	(327)	(1,538)
Other	930	618	789

Total noninterest income	12,382	10,767	9,005

NONINTEREST EXPENSE
Salaries	4,832	4,383	4,027
Incentive compensation	2,054	1,706	1,195
Employee benefits	1,560	1,283	960
Equipment	1,246	1,014	909
Net occupancy	1,177	1,102	975
Operating leases	702	802	903
Other	5,619	4,421	4,825

Total noninterest expense	17,190	14,711	13,794

INCOME BEFORE INCOME TAX EXPENSE AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	9,477	8,854	5,460
Income tax expense	3,275	3,144	2,049

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	6,202	5,710	3,411
Cumulative effect of change in accounting principle	—	(276)	—

NET INCOME	$6,202	$5,434	$3,411

NET INCOME APPLICABLE TO COMMON STOCK	$6,199	$5,430	$3,397

EARNINGS PER COMMON SHARE BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
Earnings per common share	$3.69	$3.35	$1.99

Diluted earnings per common share	$3.65	$3.32	$1.97

EARNINGS PER COMMON SHARE
Earnings per common share	$3.69	$3.19	$1.99

Diluted earnings per common share	$3.65	$3.16	$1.97

DIVIDENDS DECLARED PER COMMON SHARE	$1.50	$1.10	$1.00

Average common shares outstanding	1,681.1	1,701.1	1,709.5

Diluted average common shares outstanding	1,697.5	1,718.0	1,726.9

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

(in millions, except shares)
	December 31	,
	2003	2002

ASSETS
Cash and due from banks	$15,547	$17,820
Federal funds sold and securities purchased under resale agreements	2,745	3,174
Securities available for sale	32,953	27,947
Mortgages held for sale	29,027	51,154
Loans held for sale	7,497	6,665

Loans	253,073	192,478
Allowance for loan losses	3,891	3,819

Net loans	249,182	188,659

Mortgage servicing rights, net	6,906	4,489
Premises and equipment, net	3,534	3,688
Goodwill	10,371	9,753
Other assets	30,036	35,848

Total assets	$387,798	$349,197

LIABILITIES
Noninterest-bearing deposits	$74,387	$74,094
Interest-bearing deposits	173,140	142,822

Total deposits	247,527	216,916
Short-term borrowings	24,659	33,446
Accrued expenses and other liabilities	17,501	18,311
Long-term debt	63,642	47,320
Guaranteed preferred beneficial interests in Company’ s subordinated debentures	—	2,885

Total liabilities	353,329	318,878

STOCKHOLDERS’ EQUITY
Preferred stock	214	251
Common stock – $1⅔ par value, authorized 6,000,000,000 shares; issued 1,736,381,025 shares	2,894	2,894
Additional paid-in capital	9,643	9,498
Retained earnings	22,842	19,355
Cumulative other comprehensive income	938	976
Treasury stock – 38,271,651 shares and 50,474,518 shares	(1,833)	(2,465)
Unearned ESOP shares	(229)	(190)

Total stockholders’ equity	34,469	30,319

Total liabilities and stockholders’ equity	$387,798	$349,197

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Number	Preferred	Common	Additional	Retained	Cumulative	Treasury	Unearned	Total
	of common	stock	stock	paid-in	earnings	other	stock	ESOP	stock-
	shares			capital		comprehensive		shares	holders’
						income			equity

BALANCE DECEMBER 31, 2000	1,714,645,843	$385	$2,894	$9,337	$14,514	$524	$(1,075)	$(118)	$26,461

Comprehensive income
Net income – 2001					3,411				3,411
Other comprehensive income, net of tax:
Translation adjustments						(3)			(3)
Minimum pension liability adjustment						(42)			(42)
Net unrealized gains on securities available for sale and other retained interests						10			10
Cumulative effect of the change in accounting principle for derivatives and hedging activities						71			71
Net unrealized gains on derivatives and hedging activities						192			192

Total comprehensive income									3,639
Common stock issued	16,472,042			92	(236)		738		594
Common stock issued for acquisitions	428,343			1	1		20		22
Common stock repurchased	(39,474,053)						(1,760)		(1,760)
Preferred stock (192,000) issued to ESOP		192		15				(207)	—
Preferred stock released to ESOP				(12)				171	159
Preferred stock (158,517) converted to common shares	3,422,822	(159)		3			156		—
Preferred stock (4,000,000) redeemed		(200)							(200)
Preferred stock dividends					(14)				(14)
Common stock dividends					(1,710)				(1,710)
Change in Rabbi trust assets (classified as treasury stock)							(16)		(16)

Net change	(19,150,846)	(167)	—	99	1,452	228	(862)	(36)	714

BALANCE DECEMBER 31, 2001	1,695,494,997	218	2,894	9,436	15,966	752	(1,937)	(154)	27,175

Comprehensive income
Net income – 2002					5,434				5,434
Other comprehensive income, net of tax:
Translation adjustments						1			1
Minimum pension liability adjustment						42			42
Net unrealized gains on securities available for sale and other retained interests						484			484
Net unrealized losses on derivatives and hedging activities						(303)			(303)

Total comprehensive income									5,658
Common stock issued	17,345,078			43	(168)		777		652
Common stock issued for acquisitions	12,017,193			4			531		535
Common stock repurchased	(43,170,943)						(2,033)		(2,033)
Preferred stock (238,000) issued to ESOP		239		17				(256)	—
Preferred stock released to ESOP				(14)				220	206
Preferred stock (205,727) converted to common shares	4,220,182	(206)		12			194		—
Preferred stock dividends					(4)				(4)
Common stock dividends					(1,873)				(1,873)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							3		3

Net change	(9,588,490)	33	—	62	3,389	224	(528)	(36)	3,144

BALANCE DECEMBER 31, 2002	1,685,906,507	251	2,894	9,498	19,355	976	(2,465)	(190)	30,319

Comprehensive income
Net income – 2003					6,202				6,202
Other comprehensive income, net of tax:
Translation adjustments						26			26
Net unrealized losses on securities available for sale and other retained interests						(117)			(117)
Net unrealized gains on derivatives and hedging activities						53			53

Total comprehensive income									6,164
Common stock issued	26,063,731			63	(190)		1,221		1,094
Common stock issued for acquisitions	12,399,597			66			585		651
Common stock repurchased	(30,779,500)						(1,482)		(1,482)
Preferred stock (260,200) issued to ESOP		260		19				(279)	—
Preferred stock released to ESOP				(16)				240	224
Preferred stock (223,660) converted to common shares	4,519,039	(224)		13			211		—
Preferred stock (1,460,000) redeemed		(73)							(73)
Preferred stock dividends					(3)				(3)
Common stock dividends					(2,527)				(2,527)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							97		97
Other, net					5				5

Net change	12,202,867	(37)	—	145	3,487	(38)	632	(39)	4,150

BALANCE DECEMBER 31, 2003	1,698,109,374	$214	$2,894	$9,643	$22,842	$938	$(1,833)	$(229)	$34,469

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31		,
	2003	2002	2001

Cash flows from operating activities:
Net income	$6,202	$5,434	$3,411
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	1,722	1,684	1,727
Provision for mortgage servicing rights in excess of fair value, net	1,092	2,135	1,124
Depreciation and amortization	4,305	4,297	3,864
Net losses (gains) on securities available for sale	(62)	(198)	726
Net gains on mortgage loan origination/sales activities	(1,801)	(1,038)	(705)
Net gains on sales of loans	(28)	(19)	(35)
Net losses (gains) on dispositions of premises and equipment	46	52	(21)
Net gains on dispositions of operations	(29)	(10)	(122)
Release of preferred shares to ESOP	224	206	159
Net increase (decrease) in trading assets	1,248	(3,859)	(1,219)
Net increase (decrease) in deferred income taxes	1,698	305	(596)
Net decrease (increase) in accrued interest receivable	(148)	145	232
Net decrease in accrued interest payable	(63)	(53)	(269)
Originations of mortgages held for sale	(383,553)	(286,100)	(179,475)
Proceeds from sales of mortgages held for sale	404,207	263,126	156,267
Principal collected on mortgages held for sale	3,136	2,063	1,731
Net increase in loans held for sale	(832)	(1,091)	(206)
Other assets, net	(5,099)	(4,466)	(1,780)
Other accrued expenses and liabilities, net	(1,070)	1,929	5,075

Net cash provided (used) by operating activities	31,195	(15,458)	(10,112)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	7,357	11,863	19,586
Proceeds from prepayments and maturities	13,152	9,684	6,730
Purchases	(25,131)	(7,261)	(29,053)
Net cash paid for acquisitions	(822)	(588)	(459)
Increase in banking subsidiaries’ loan originations, net of collections	(36,235)	(18,992)	(11,866)
Proceeds from sales (including participations) of loans by banking subsidiaries	1,590	948	2,305
Purchases (including participations) of loans by banking subsidiaries	(15,087)	(2,818)	(1,104)
Principal collected on nonbank entities’ loans	17,638	11,396	9,964
Loans originated by nonbank entities	(21,792)	(14,621)	(11,651)
Purchases of loans by nonbank entities	(3,682)	—	—
Proceeds from dispositions of operations	34	94	1,191
Proceeds from sales of foreclosed assets	264	473	279
Net decrease (increase) in federal funds sold and securities purchased under resale agreements	483	(475)	(932)
Net increase in mortgage servicing rights	(3,875)	(1,492)	(2,912)
Other, net	3,127	314	(825)

Net cash used by investing activities	(62,979)	(11,475)	(18,747)

Cash flows from financing activities:
Net increase in deposits	28,643	25,050	17,707
Net increase (decrease) in short-term borrowings	(8,901)	(5,224)	8,793
Proceeds from issuance of long-term debt	29,490	21,711	14,658
Repayment of long-term debt	(17,931)	(10,902)	(10,625)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’ s subordinated debentures	700	450	1,500
Proceeds from issuance of common stock	944	578	484
Redemption of preferred stock	(73)	—	(200)
Repurchase of common stock	(1,482)	(2,033)	(1,760)
Payment of cash dividends on preferred and common stock	(2,530)	(1,877)	(1,724)
Other, net	651	32	16

Net cash provided by financing activities	29,511	27,785	28,849

Net change in cash and due from banks	(2,273)	852	(10)

Cash and due from banks at beginning of year	17,820	16,968	16,978

Cash and due from banks at end of year	$15,547	$17,820	$16,968

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,348	$3,924	$6,472
Income taxes	2,713	2,789	2,552
Noncash investing and financing activities:
Net transfers from mortgages held for sale to loans	368	439	1,230
Net transfers between loans held for sale and loans	—	829	—
Transfers from loans to foreclosed assets	411	491	325

The accompanying notes are an integral part of these statements.

Notes to Financial Statements

Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, investments, mortgage banking and consumer finance through stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. In this Annual Report, Wells Fargo & Company and Subsidiaries (consolidated) are called the Company. Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.

      Our accounting and reporting policies conform with generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Management has made significant estimates in several areas, including the allowance for loan losses (Note 5), valuing mortgage servicing rights (Notes 21 and 22) and pension accounting (Note 15). Actual results could differ from those estimates.
      The following is a description of our significant accounting policies.

Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary, which we consolidate line by line. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an affiliate, we generally account for the investment using the equity method. If we own less than 20% of an affiliate, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in other comprehensive income. Assets accounted for under the equity or cost method are included in other assets.

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R), which replaced FIN 46. This set forth the rules of consolidation for certain entities, VIEs, in which the equity investors do not have a controlling financial interest or do not have enough equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. An enterprise’s variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the entity’s net asset value. Effective for VIEs formed after January 31, 2003, and effective for all existing VIEs on December 31, 2003, we consolidate a VIE if we are the primary beneficiary because we will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Securities
SECURITIES AVAILABLE FOR SALE   Debt securities that we might not hold until maturity and marketable equity securities are classi-fied as securities available for sale and reported at estimated fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative other comprehensive income. We use current quotations, where available, to estimate the fair value of these securities. Where current quotations are not available, we estimate fair value based on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors.

      We reduce the asset value when we consider the declines in the value of debt securities and marketable equity securities to be other-than-temporary and record the estimated loss in noninterest income. The initial indicator of impairment for both debt and marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider the length of time and the extent to which market value has been less than cost and any recent events specific to the issuer and economic conditions of its industry.

For marketable equity securities, we also consider:
•	the issuer’s financial condition, capital strength, and near-term prospects; and
•	to a lesser degree, our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any.

For debt securities we also consider:
•	The cause of the price decline-general level of interest rates and broad industry factors or issuer-specific;
•	The issuer’s financial condition and current ability to make future payments in a timely manner;
•	Our investment horizon;
•	The issuer’s past ability to service debt; and
•	Any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action.

      We manage these investments within capital risk limits approved by management and the Board and monitored by the Corporate Asset/Liability Management Committee. We recognize realized gains and losses on the sale of these securities in noninterest income using the specific identification method. For certain debt securities (for example, Government National Mortgage Association securities), we anticipate prepayments of principal in calculating the effective yield used to accrete discounts or amortize premiums to interest income.

TRADING SECURITIES   Securities that we acquire for short-term appreciation or other trading purposes are recorded in a trading portfolio. They are carried at fair value, with unrealized gains and losses recorded in noninterest income. We include trading securities in other assets in the balance sheet.

NONMARKETABLE EQUITY SECURITIES   Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank stock). We review these assets at least quarterly for possible other-than-temporary impairment. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. These securities generally are accounted for at cost and are included in other assets. We reduce the asset value when we consider declines in value to be other-than-temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.

Mortgages Held for Sale
Mortgages held for sale are stated at the lower of total cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income.

Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income.

Loans
Loans are reported at the principal amount outstanding, net of unearned income, except for purchased loans, which are recorded at fair value on the purchase date. Unearned income includes deferred fees net of deferred direct incremental loan origination costs. We amortize unearned income to interest income, generally over the contractual life of the loan, using the interest method.

NONACCRUAL LOANS   We generally place loans on nonaccrual status (1) when they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection), (2) when the full and timely collection of interest or principal becomes uncertain or (3) when part of the principal balance has been charged off. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when part of the principal has been charged off. These loans are entirely charged off when deemed uncollectible or when they reach a predetermined number of days past due based on loan product, industry practice, country, terms and other factors.

      When we place a loan on nonaccrual status, we reverse the accrued and unpaid interest receivable and account for the loan on the cash or cost recovery method, until it qualifies for return to accrual status. Generally, we return a loan to accrual status (a) when all delinquent interest and principal becomes current under the terms of the loan agreement or (b) when the loan is both well-secured and in the process of collection and collectibility is no longer doubtful.

IMPAIRED LOANS   We assess, account for and disclose as impaired certain nonaccrual commercial loans and commercial real estate mortgage and construction loans that are over $1 million. We consider a loan to be impaired when, based on current information and events, we will probably not be able to collect all amounts due according to the loan contract, including scheduled interest payments.

      When we identify a loan as impaired, we measure the impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases we use the current fair value of the collateral, less selling costs, instead of discounted cash flows.
      If we determine that the value of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), we recognize an impairment through a charge-off to the allowance.

ALLOWANCE FOR LOAN LOSSES   The allowance for loan losses is management’s estimate of credit losses inherent in the loan portfolio, including unfunded commitments, at the balance sheet date. Our determination of the allowance, and the resulting provision, is based on judgments and assumptions, including (1) general economic conditions, (2) loan portfolio composition, (3) loan loss experience, (4) management’s evaluation of credit risk relating to pools of loans and individual borrowers, (5) sensitivity analysis and expected loss models and (6) observations from our internal auditors, internal loan review staff or our banking regulators.

Transfers and Servicing of Financial Assets
We account for a transfer of financial assets as a sale when we surrender control of the transferred assets. Servicing rights and other retained interests in the sold assets are recorded by allocating the previously recorded investment between the assets sold and the interest retained based on their relative fair values at the date of transfer. We determine the fair values of servicing rights and other retained interests at the date of transfer using the present value of estimated future cash flows, using assumptions that market participants would use in their estimates of values.

      We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the servicing rights or securitize loans we originate and retain servicing rights. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds.

      To determine the fair value of MSRs, we use a valuation model that calculates the present value of estimated future net servicing income. We use assumptions in the valuation model that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.
      Each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value, in accordance with Statement of Financial Accounting Standards No. 140 (FAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. To evaluate and measure impairment we stratify the portfolio based on certain risk characteristics, including loan type and note rate. If temporary impairment exists, we establish a valuation allowance through a charge to net income for any excess of amortized cost over the current fair value, by risk stratification. If we later determine that all or a portion of the temporary impairment no longer exists for a particular risk stratification, we may reduce the valuation allowance through an increase to net income.
      Under our policy, we also evaluate other-than-temporary impairment of MSRs by considering both historical and projected trends in interest rates, pay off activity and whether the impairment could be recovered through interest rate increases. We recognize a direct write-down when we determine that the recoverability of a recorded valuation allowance is remote. A direct write-down permanently reduces the carrying value of the MSRs, while a valuation allowance (temporary impairment) can be reversed.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.

      Primarily we use the straight-line method of depreciation and amortization. Estimated useful lives range up to 40 years for buildings, up to 10 years for furniture and equipment, and the shorter of the estimated useful life or lease term for leasehold improvements. We amortize capitalized leased assets on either the effective interest rate method or a straight-line basis over the lives of the respective leases, up to 21 years.

Goodwill and Identifiable Intangible Assets
Goodwill is recorded when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. On July 1, 2001, we adopted FAS 142, Goodwill and Other Intangible Assets. FAS 142 eliminates amortization of goodwill from business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, we continued to amortize goodwill from business combinations completed prior to July 1, 2001. Effective January 1, 2002, all goodwill amortization was discontinued.

      Effective January 1, 2002, we assess goodwill for impairment annually, and more frequently in certain circumstances. We assess goodwill for impairment on a reporting unit level by applying a fair-value-based test using discounted estimated future net cash flows. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. We recognize impairment losses as a charge to noninterest expense (unless related to discontinued operations) and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.
      We amortize core deposit intangibles on an accelerated basis based on useful lives of 10 to 15 years. We review core deposit intangibles for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future net cash flows is less than the carrying value of the asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Operating Lease Assets
Operating lease rental income for leased assets, generally automobiles, is recognized on a straight-line basis. Related depreciation expense is recorded on a straight-line basis over the life of the lease taking into account the estimated residual value of the leased asset. On a periodic basis, leased assets are reviewed for impairment. Impairment loss is recognized if the carrying amount of leased assets exceeds fair value and is not recoverable. The carrying amount of leased assets is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment. Auto lease receivables are written off when 120 days past due.

Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow a similar pattern.

      One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year.
      The expected long-term rate of return is designed to approximate the actual long-term rate of return over time. We generally hold the expected long-term rate of return constant so the pattern of income/expense recognition more closely matches the more stable pattern of services provided by our employees over the life of our pension obligation. To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Any difference between actual and expected returns in excess of a 5% corridor (as defined in FAS 87) is recognized in the net periodic pension calculation over the next five years.
      We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the rates available at the measurement date on high-quality fixed-income debt instruments and is reset annually on the measurement date (November 30).

Long-Term Debt
Based upon current and anticipated levels of interest rates, we may extinguish long-term debt obligations to reduce our long-term funding costs and improve our liquidity. The early termination of these borrowings constitutes a normal part of our asset/liability management. Gains and losses on debt extinguishments and prepayment fees that are considered to be part of our normal business operations are reported in noninterest income.

      In connection with convertible debt issuances, while we are able to settle the entire amount of the conversion rights in cash, common stock or a combination, it is our policy to settle the principal amount in cash, and to settle the conversion spread in either cash or stock.

Income Taxes
We file a consolidated federal income tax return and, in certain states, combined state tax returns.

      We determine deferred income tax assets and liabilities using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized subject to management judgment that realization is more likely than not. Foreign taxes paid are applied as credits to reduce federal income taxes payable.

Stock-Based Compensation
We have several stock-based employee compensation plans, which are described more fully in Note 14. As permitted by FAS 123, Accounting for Stock-Based Compensation, we have elected to continue applying the intrinsic value method of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, in accounting for stock-based employee compensation plans. Pro forma net income and earnings per common share information is provided below, as if we accounted for employee stock option plans under the fair value method of FAS 123.

(in millions, except per
share amounts)		Year ended December 31			,
		2003	2002	2001

Net income, as reported		$6,202	$5,434	$3,411

Add:	Stock-based employee compensation expense included in reported net income, net of tax	3	3	4
Less:	Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(198)	(190)	(150)

Net income, pro forma		$6,007	$5,247	$3,265

Earnings per common share
As reported		$3.69	$3.19	$1.99
Pro forma		3.57	3.08	1.91
Diluted earnings per common share
As reported		$3.65	$3.16	$1.97
Pro forma		3.53	3.05	1.89

Earnings Per Common Share
We present earnings per common share and diluted earnings per common share. We compute earnings per common share by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. We compute diluted earnings per common share by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year, plus the effect of common stock equivalents (for example, stock options, restricted share rights and convertible debentures) that are dilutive.

Derivatives and Hedging Activities
We recognize all derivatives on the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or (3) held for trading, customer accommodation or a contract not qualifying for hedge accounting (“free-standing derivative”). For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability, attributable to the hedged risk, in current period net income in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in other comprehensive income. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.

      We formally document the relationship between hedging instruments and hedged items, as well as our risk management objective and strategy for various hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. We also formally assess, both at the inception of the hedge and on an ongoing basis, if the derivatives we use are highly effective in offsetting changes in fair values or cash flows of hedged items. If we determine that a derivative is not highly effective as a hedge, we discontinue hedge accounting.

      We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated, or exercised, (3) a derivative is dedesignated as a hedge, because it is unlikely that a forecasted transaction will occur, or (4) we determine that designation of a derivative as a hedge is no longer appropriate.

      When we discontinue hedge accounting because a derivative no longer qualifies as an effective fair value hedge, we continue to carry the derivative on the balance sheet at its fair value with changes in fair value included in earnings, and no longer adjust the previously hedged asset or liability for changes in fair value. Previous adjustments to the hedged item are accounted for in the same manner as other components of the carrying amount of the asset or liability.
      When we discontinue hedge accounting because it is probable that a forecasted transaction will not occur, we continue to carry the derivative on the balance sheet at its fair value with changes in fair value included in earnings, and immediately recognize gains and losses that were accumulated in other comprehensive income in earnings.
      When we discontinue hedge accounting because the hedging instrument is sold, terminated, or no longer designated (dedesignated), the amount reported in other comprehensive income up to the date of sale, termination or dedesignation continues to be reported in other comprehensive income until the forecasted transaction affects earnings.
      In all other situations in which we discontinue hedge accounting, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current period earnings.
      We occasionally purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative does not meet these three conditions, we separate it from the host contract and carry it at fair value with changes recorded in current period earnings.

Note 2: Business Combinations

      We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.

      For information on contingent consideration related to acquisitions, which are considered guarantees, see Note 25.

(in millions)	Date	Assets

2003
Certain assets of Telmark, LLC, Syracuse, New York	February 28	$660
Pacific Northwest Bancorp, Seattle, Washington	October 31	3,245
Two Rivers Corporation, Grand Junction, Colorado	October 31	74
Other (1)	Various	136

		$4,115

2002
Texas Financial Bancorporation, Inc., Minneapolis, Minnesota	February 1	$2,957
Five affiliated banks and related entities of Marquette Bancshares, Inc. located in Minnesota, Wisconsin, Illinois, Iowa and South Dakota	February 1	3,086
Rediscount business of Washington Mutual Bank, FA, Philadelphia, Pennsylvania	March 28	281
Tejas Bancshares, Inc., Amarillo, Texas	April 26	374
Other (2)	Various	94

		$6,792

2001
Conseco Finance Vendor Services Corporation, Paramus, New Jersey	January 31	$860
ACO Brokerage Holdings Corporation (Acordia Group of Insurance Agencies), Chicago, Illinois	May 1	866
H.D. Vest, Inc., Irving, Texas	July 2	182
Other (3)	Various	42

		$1,950

(1)	Consists of 14 acquisitions of asset management, commercial real estate brokerage, bankruptcy and insurance brokerage businesses.
(2)	Consists of 6 acquisitions of asset management, securities brokerage and insurance brokerage businesses.
(3)	Consists of 5 acquisitions of trust, consumer finance, securities brokerage and insurance brokerage businesses.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposits with the Federal Reserve Banks. The average required reserve balance was $1.0 billion and $1.8 billion in 2003 and 2002, respectively.

      Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. (For further discussion of risk-based capital, see Note 26).

      Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $844 million and $1,585 million at December 31, 2003 and 2002, respectively, without obtaining prior regulatory approval. In addition, our nonbank subsidiaries could have declared additional dividends of $1,682 million and $1,252 million at December 31, 2003 and 2002, respectively.

Note 4: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 2003 or 2002.

(in millions)	December 31								,
	2003				2002
	Cost	Unrealized	Unrealized	Fair	Cost	Unrealized	Unrealized	Fair
		gross	gross	value		gross	gross	value
		gains	losses			gains	losses

Securities of U.S. Treasury and federal agencies	$1,252	$35	$(1)	$1,286	$1,315	$66	$—	$1,381
Securities of U.S. states and political subdivisions	3,175	176	(5)	3,346	2,232	155	(5)	2,382
Mortgage-backed securities:
Federal agencies	20,353	799	(22)	21,130	17,766	1,325	(1)	19,090
Private collateralized mortgage obligations (1)	3,056	106	(8)	3,154	1,775	108	(3)	1,880

Total mortgage-backed securities	23,409	905	(30)	24,284	19,541	1,433	(4)	20,970
Other	3,285	198	(28)	3,455	2,608	125	(75)	2,658

Total debt securities	31,121	1,314	(64)	32,371	25,696	1,779	(84)	27,391
Marketable equity securities	394	188	—	582	598	72	(114)	556

Total (2)	$31,515	$1,502	$(64)	$32,953	$26,294	$1,851	$(198)	$27,947

(1)	Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.
(2)	At December 31, 2003, we held no securities of any single issuer (excluding the U.S.Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

      The following table shows the unrealized gross losses and fair value of securities in the securities available for sale portfolio at December 31, 2003, by length of time that individual securities in each category have been in a continuous loss position.

      We had a limited number of securities in a continuous loss position for 12 months or more at December 31, 2003,

which consisted of asset-backed securities, bonds and notes. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at December 31, 2003.

(in millions)	December 31, 2003
	Less than 12 months		12 months or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	gross	value	gross	value	gross	value
	losses		losses		losses

Securities of U.S. Treasury and federal agencies	$(1)	$188	$—	$—	$(1)	$188
Securities of U.S. states and political subdivisions	(4)	127	(1)	25	(5)	152
Mortgage-backed securities:
Federal agencies	(22)	1,907	—	—	(22)	1,907
Private collateralized mortgage obligations	(8)	520	—	—	(8)	520

Total mortgage-backed securities	(30)	2,427	—	—	(30)	2,427
Other	(16)	544	(12)	82	(28)	626

Total debt securities	$(51)	$3,286	$(13)	$107	$(64)	$3,393

      Securities pledged where the secured party has the right to sell or repledge totaled $3.2 billion at December 31, 2003 and $3.6 billion at December 31, 2002. Securities pledged where the secured party does not have the right to sell or repledge totaled $18.6 billion at December 31, 2003 and $17.9 billion at December 31, 2002, primarily to secure trust and public deposits and for other purposes as required or permitted by law. We have accepted collateral in the form of securities that we have the right to sell or repledge of $2.1 billion at December 31, 2003 and $3.1 billion at December 31, 2002, of which we sold or repledged $1.8 billion and $1.7 billion at December 31, 2003 and 2002, respectively.

      The following table shows the realized net gains (losses) on the sales of securities from the securities available for sale portfolio, including marketable equity securities.

(in millions)	Year ended December 31		,
	2003	2002	2001

Realized gross gains	$178	$617	$789
Realized gross losses (1)	(116)	(419)	(1,515)

Realized net gains (losses)	$62	$198	$(726)

(1)	Includes other-than-temporary impairment of $50 million, $180 million and $1,198 million for 2003, 2002 and 2001, respectively.

      The table below shows the remaining contractual principal maturities and yields (on a taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

(in millions)	December 31, 2003
	Total	Weighted-
	amount	average	Remaining contractual principal maturity
		yield			After one year		After five years
			Within one year		through five years		through ten years		After ten years
			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities of U.S. Treasury and federal agencies	$1,286	4.44%	$323	4.41%	$856	4.34%	$41	4.85%	$66	5.71%
Securities of U.S. states and political subdivisions	3,346	8.29	241	7.93	1,184	8.35	819	8.04	1,102	8.50
Mortgage-backed securities:
Federal agencies	21,130	6.09	1	6.93	90	7.18	142	5.30	20,897	6.09
Private collateralized mortgage obligations	3,154	5.12	2,631	5.20	61	5.77	230	3.46	232	5.62

Total mortgage-backed securities	24,284	5.96	2,632	5.20	151	6.61	372	4.16	21,129	6.08
Other	3,455	8.54	342	8.09	1,324	8.60	1,718	8.63	71	7.60

ESTIMATED FAIR VALUE OF DEBT SECURITIES (1)	$32,371	6.42%	$3,538	5.59%	$3,515	7.39%	$2,950	7.85%	$22,368	6.21%

TOTAL COST OF DEBT SECURITIES	$31,121		$3,824		$3,311		$2,866		$21,120

(1)	The weighted-average yield is computed using the amortized cost of debt securities available for sale.

Note 5: Loans and Allowance for Loan Losses

A summary of the major categories of loans outstanding is shown in the table below. Outstanding loan balances at December 31, 2003 and 2002 are net of unearned income, including net deferred loan fees, of $3,430 million and $3,699 million, respectively.

      At December 31, 2003 and 2002, we did not have any

concentrations greater than 10% of total loans included in any of the following loan categories: commercial loans by industry; real estate 1-4 family first and junior lien mortgages by state, except for California, which represented 19% of total loans; or other revolving credit and installment loans by product type.

(in millions)	December 31					,
	2003	2002	2001	2000	1999

Commercial	$48,729	$47,292	$47,547	$50,518	$41,671
Real estate 1-4 family first mortgage	83,535	44,119	29,317	19,321	13,586
Other real estate mortgage	27,592	25,312	24,808	23,972	20,899
Real estate construction	8,209	7,804	7,806	7,715	6,067
Consumer:
Real estate 1-4 family junior lien mortgage	36,629	28,147	21,801	17,361	12,869
Credit card	8,351	7,455	6,700	6,616	5,805
Other revolving credit and installment	33,100	26,353	23,502	23,974	20,617

Total consumer	78,080	61,955	52,003	47,951	39,291
Lease financing	4,477	4,085	4,017	4,350	3,586
Foreign	2,451	1,911	1,598	1,624	1,600

Total loans	$253,073	$192,478	$167,096	$155,451	$126,700

      To ensure that the pricing of a loan will adequately compensate us for assuming the credit risk presented by a customer, we may require a certain amount of collateral. We hold various types of collateral, including accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. We have the same collateral requirements for loans whether we fund immediately or later (commitment).

      A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer that must be met before we are required to fund the commitment. We use the same credit policies for commitments to extend credit that we use in making loans. For information on standby letters of credit, see Note 25 (Guarantees).
      In addition, we manage the potential risk in credit commitments by limiting the total amount of arrangements, both by individual customer and in total, by monitoring the size and maturity structure of these portfolios and by applying the same credit standards for all of our credit activities. We include a portion of unfunded commitments in determining the allowance for loan losses.

      The total of our unfunded commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan categories in the table below.

(in millions)	December 31		,
	2003	2002

Commercial	$52,211	$47,700
Real estate 1-4 family first mortgage	6,428	6,849
Other real estate mortgage	1,961	2,111
Real estate construction	5,644	3,581
Consumer:
Real estate 1-4 family junior lien mortgage	23,436	19,907
Credit card	24,831	21,380
Other revolving credit and installment	11,219	11,451

Total consumer	59,486	52,738
Foreign	238	175

Total loan commitments	$125,968	$113,154

Changes in the allowance for loan losses were:

(in millions)	Year ended December 31				,
	2003	2002	2001	2000	1999
Balance, beginning of year	$3,819	$3,717	$3,681	$3,312	$3,274
Allowances related to business combinations/other	69	93	41	265	48
Provision for loan losses	1,722	1,684	1,727	1,284	1,079
Loan charge-offs:
Commercial	(597)	(716)	(692)	(429)	(395)
Real estate 1-4 family first mortgage	(47)	(39)	(40)	(16)	(14)
Other real estate mortgage	(33)	(24)	(32)	(32)	(28)
Real estate construction	(11)	(40)	(37)	(8)	(2)
Consumer:
Real estate 1-4 family junior lien mortgage	(77)	(55)	(36)	(34)	(33)
Credit card	(476)	(407)	(421)	(367)	(403)
Other revolving credit and installment	(827)	(770)	(770)	(623)	(585)

Total consumer	(1,380)	(1,232)	(1,227)	(1,024)	(1,021)
Lease financing	(41)	(21)	(22)	—	—
Foreign	(105)	(84)	(78)	(86)	(90)

Total loan charge-offs	(2,214)	(2,156)	(2,128)	(1,595)	(1,550)

Loan recoveries:
Commercial	177	162	96	98	90
Real estate 1-4 family first mortgage	10	8	6	4	6
Other real estate mortgage	11	16	22	13	38
Real estate construction	11	19	3	4	5
Consumer:
Real estate 1-4 family junior lien mortgage	13	10	8	14	15
Credit card	50	47	40	39	49
Other revolving credit and installment	196	205	203	213	243

Total consumer	259	262	251	266	307
Lease financing	8	—	—	—	—
Foreign	19	14	18	30	15

Total loan recoveries	495	481	396	415	461

Net loan charge-offs	(1,719)	(1,675)	(1,732)	(1,180)	(1,089)

Balance, end of year	$3,891	$3,819	$3,717	$3,681	$3,312

Net loan charge-offs as a percentage of average total loans	.81%	.96%	1.10%	.84%	.92%

Allowance as a percentage of total loans	1.54%	1.98%	2.22%	2.37%	2.61%

      We have an established process to determine the adequacy of the allowance for loan losses which assesses the risks and losses inherent in our portfolio. This process supports an allowance consisting of two components, allocated and unallocated. For the allocated component, we combine estimates of the allowances needed for loans analyzed on a pooled basis and loans analyzed individually (including impaired loans).

      Approximately two-thirds of the allocated allowance is determined at a pooled level for retail loan portfolios (consumer loans and leases, home mortgage loans, and some segments of small business loans). We use forecasting models to measure inherent loss in these portfolios. We frequently validate and update these models to capture recent behavioral characteristics of the portfolios, as well as any changes in our loss mitigation or marketing strategies.

      We use a standardized loan grading process for wholesale loan portfolios (commercial, commercial real estate, real estate construction and leases) and review larger higher-risk transactions individually. Based on this process, we assign a loss factor to each pool of graded loans. For graded loans with evidence of credit weakness at the balance sheet date, the loss factors are derived from migration models that track actual portfolio movements between loan grades over a specified period of time. For graded loans without evidence of credit weakness at the balance sheet date, we use a combination of our long-term average loss experience and external loss data. In addition, we individually review nonperforming loans over $1 million for impairment based on cash flows or collateral. We include the impairment on nonperforming loans in the allocated allowance unless it has already been recognized as a loss.

      The potential risk from unfunded loan commitments and letters of credit is part of the loss analysis of loans outstanding. This risk assessment is converted to a loan equivalent factor and is a minor component of the allocated allowance. At December 31, 2003, 4% of allocated reserves and 3% of the total allowance was related to this potential risk. Any provision necessary to cover this exposure is part of the provision for loan losses.
      The allocated allowance is supplemented by the unallocated allowance to adjust for imprecision and to incorporate the range of probable outcomes inherent in estimates used for the allocated allowance. The unallocated allowance is the result of our judgment of risks inherent in the portfolio, economic uncertainties, historical loss experience and other subjective factors, including industry trends.
      The ratios of the allocated allowance and the unallocated allowance to the total allowance may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio, including unfunded commitments, at the balance sheet date.
      Like all national banks, our subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. The OCC examinations occur throughout the year and target various activities of our subsidiary national banks, including both the loan grading system and specific segments of the loan portfolio (for example, commercial real estate and shared national credits). The Parent and its nonbank subsidiaries are examined by the Federal Reserve Board.

      We consider the allowance for loan losses of $3.89 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded commitments, at December 31, 2003.

      Nonaccrual loans were $1,458 million and $1,492 million at December 31, 2003 and 2002, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $2,337 million at December 31, 2003 and $672 million at December 31, 2002. The 2003 balance included $1,641 million in advances pursuant to our servicing agreements to the Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs. Prior to clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets.
      The recorded investment in impaired loans and the methodology used to measure impairment was:

(in millions)	December 31		,
	2003	2002

Impairment measurement based on:
Collateral value method	$386	$309
Discounted cash flow method	243	303

Total (1)	$629	$612

(1)	Includes $59 million and $201 million of impaired loans with a related allowance of $8 million and $52 million at December 31, 2003 and 2002, respectively.

      The average recorded investment in impaired loans during 2003, 2002 and 2001 was $668 million, $705 million and $707 million, respectively. Predominantly all payments received on impaired loans were recorded using the cost recovery method. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt. For payments received on impaired loans recorded using the cash basis method, total interest income recognized for 2003, 2002 and 2001 was $12 million, $17 million and $13 million, respectively. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt.

Note 6: Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31		,
	2003	2002
Land	$521	$486
Buildings	2,699	2,758
Furniture and equipment	3,013	2,991
Leasehold improvements	957	911
Premises leased under capital leases	57	45

Total premises and equipment	7,247	7,191
Less accumulated depreciation and amortization	3,713	3,503

Net book value, premises and equipment	$3,534	$3,688

Depreciation and amortization expense was $666 million, $599 million and $561 million in 2003, 2002 and 2001, respectively.

      Net gains (losses) on dispositions of premises and equipment, included in noninterest expense, were $(46) million, $(52) million and $21 million in 2003, 2002 and 2001, respectively.
      We have obligations under a number of noncancelable operating leases for premises (including vacant premises) and equipment. The terms of these leases, including renewal options, are predominantly up to 15 years, with the longest up to 100 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. The future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms greater than one year as of December 31, 2003 were:

(in millions)	Operating leases	Capital leases

Year ended December 31,
2004	$505	$8
2005	411	7
2006	336	4
2007	277	2
2008	228	2
Thereafter	867	16

Total minimum lease payments	$2,624	39

Executory costs		(3)
Amounts representing interest		(11)

Present value of net minimum lease payments		$25

      Operating lease rental expense (predominantly for premises), net of rental income, was $574 million, $535 million and $473 million in 2003, 2002 and 2001, respectively.

      The components of other assets at December 31, 2003 and 2002 were:

(in millions)	December 31		,
	2003	2002
Trading assets	$8,919	$10,167
Accounts receivable	2,456	5,219
Nonmarketable equity investments:
Private equity investments	1,714	1,657
Federal bank stock	1,765	1,591
All other	1,542	1,473

Total nonmarketable equity investments	5,021	4,721

Operating lease assets	3,448	4,104
Interest receivable	1,287	1,139
Core deposit intangibles	737	868
Interest-earning deposits	988	352
Foreclosed assets	198	195
Due from customers on acceptances	137	110
Other	6,845	8,973

Total other assets	$30,036	$35,848

      Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and the fair value of derivatives held for customer accommodation purposes. Interest income from trading assets was $156 million, $169 million and $114 million in 2003, 2002 and 2001, respectively. Noninterest income from trading assets, included in the “other” category, was $502 million, $321 million and $400 million in 2003, 2002 and 2001, respectively.

      Net gains (losses) from sales or impairment of nonmarketable equity investments were $113 million, $(202) million and $(566) million for 2003, 2002 and 2001, respectively, and included net (losses) from private equity investments of $(3) million, $(232) million and $(496) million in 2003, 2002 and 2001, respectively.

Note 7: Intangible Assets

      The gross carrying amount of intangible assets and accumulated amortization at December 31, 2003 and 2002 was:

(in millions)	December 31				,
	2003		2002
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount

Amortized intangible assets:
Mortgage servicing rights, before valuation allowance (1)	$16,459	$7,611	$11,528	$4,851
Core deposit intangibles	2,426	1,689	2,415	1,547
Other	392	273	374	254

Total amortized intangible assets	$19,277	$9,573	$14,317	$6,652

Unamortized intangible asset (trademark)	$14		$14

(1)	The valuation allowance was $1,942 million at December 31, 2003 and $2,188 million at December 31, 2002. The carrying value of mortgage servicing rights was $6,906 million at December 31, 2003 and $4,489 million at December 31, 2002.

      As of December 31, 2003, the current year and estimated future amortization expense for amortized intangible assets was:

(in millions)	Mortgage	Core	Other	Total
	servicing	deposit
	rights	intangibles

Year ended December 31, 2003	$2,760	$142	$29	$2,931

Estimate for year ended December 31,
2004	$1,471	$134	$24	$1,629
2005	1,158	123	18	1,299
2006	989	110	15	1,114
2007	843	100	14	957
2008	707	92	13	812

      We based the projections of amortization expense for mortgage servicing rights shown above on existing asset balances and the existing interest rate environment as of December 31, 2003. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions. We based the projections of amortization expense for core deposit intangibles shown above on existing asset balances at December 31, 2003. Future amortization expense may vary based on additional core deposit intangibles acquired through business combinations.

Note 8: Goodwill

The following table summarizes the changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis.

      For goodwill impairment testing, enterprise-level goodwill acquired in business combinations is allocated to reporting units based on the relative fair value of assets acquired and recorded in the respective reporting units. Through this allocation, we assigned enterprise-level goodwill to the reporting units that are expected to benefit from the synergies of the combination. We used the discounted estimated future net cash flows to evaluate goodwill reported at all reporting units.

      In 2003, we completed our annual goodwill impairment assessment under FAS 142 and determined that no additional impairment was required. In 2002, our initial goodwill impairment testing resulted in a $276 million (after tax), $404 million (before tax), transitional impairment charge, which we reported as a cumulative effect of a change in accounting principle.

(in millions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company
Balance December 31, 2001	$6,139	$2,781	$607	$9,527
Goodwill from business combinations	637	19	7	663
Transitional goodwill impairment charge	—	(133)	(271)	(404)
Goodwill written off related to divested businesses	(33)	—	—	(33)

Balance December 31, 2002	6,743	2,667	343	9,753
Goodwill from business combinations	545	68	—	613
Foreign currency translation adjustments	—	—	7	7
Goodwill written off related to divested businesses	(2)	—	—	(2)

Balance December 31, 2003	$7,286	$2,735	$350	$10,371

      For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments: some is allocated at the enterprise level. See Note 20 for further information on management reporting. The balances of goodwill for management reporting are:

(in millions)	Community	Wholesale	Wells Fargo		Consolidated
	Banking	Banking	Financial	Enterprise	Company
December 31, 2002	$2,896	$717	$343	$5,797	$9,753

December 31, 2003	$3,439	$785	$350	$5,797	$10,371

Note 9: Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $47,322 million and $31,637 million at December 31, 2003 and 2002, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits were:

(in millions)	December 31, 2003
2004	$40,260
2005	3,370
2006	1,662
2007	981
2008	647
Thereafter	402

Total	$47,322

      Of the total above, the amount of time deposits with a denomination of $100,000 or more was $33,258 million and $15,403 million at December 31, 2003 and 2002, respectively. The increase from 2002 was predominantly due to certificates of deposit sold to institutional customers. The contractual maturities of these deposits were:

(in millions)	December 31, 2003
Three months or less	$28,671
After three months through six months	1,201
After six months through twelve months	1,102
After twelve months	2,284

Total	$33,258

      Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of our foreign deposit liabilities of $8,768 million and $9,454 million at December 31, 2003 and 2002, respectively.

      Demand deposit overdrafts of $655 million and $564 million were reclassified as loan balances at December 31, 2003 and 2002, respectively.

Note 10: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

      At December 31, 2003, we had $1.04 billion available in

lines of credit. These financing arrangements require the maintenance of compensating balances or payment of fees, which were not material.

(in millions)	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Commercial paper and other short-term borrowings	$6,709	1.26%	$11,109	1.57%	$13,965	2.01%

Federal funds purchased and securities sold under agreements to repurchase	17,950	.84	22,337	1.08	23,817	1.53

Total	$24,659	.95	$33,446	1.24	$37,782	1.71

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$11,506	1.22%	$13,048	1.84%	$13,561	4.12%
Federal funds purchased and securities sold under agreements to repurchase	18,392	.99	20,230	1.47	20,324	3.51

Total	$29,898	1.08	$33,278	1.61	$33,885	3.76

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$14,462	N/A	$17,323	N/A	$19,818	N/A

Federal funds purchased and securities sold under agreements to repurchase (2)	24,132	N/A	33,647	N/A	26,346	N/A

N/A – Not applicable.
(1)	Highest month-end balance in each of the last three years was in January 2003, January 2002 and October 2001.
(2)	Highest month-end balance in each of the last three years was in April 2003, January 2002 and September 2001.

Note 11: Long-Term Debt

      The following is a summary of long-term debt, based on
original maturity, (reflecting unamortized debt discounts
and premiums, where applicable) owed by the Parent
and its subsidiaries.

(in millions)			December 31		,
	Maturity	Interest
	date(s)	rate(s)	2003	2002

Wells Fargo & Company (Parent only)

Senior
Global Notes (1)	2004-2027	2.45-7.65%	$9,497	$9,939
Floating-Rate Global Notes	2004-2007	Varies	12,905	4,150
Extendable Notes(2)	2005-2008	Varies	2,999	2,998
Equity Linked Notes(3)	2008-2010	Zero Coupon	297	79
Convertible Debenture(4)	2033	Varies	3,000	—

Total senior debt – Parent			28,698	17,166

Subordinated
Fixed-Rate Notes(1)	2003-2023	4.95-6.65%	3,280	2,482
FixFloat Notes	2012	4.00% through 2006,varies	299	299

Total subordinated debt – Parent			3,579	2,781

Junior Subordinated
Fixed-Rate Notes(1)(5)	2031-2033	5.625-7.00%	2,732	—

Total junior subordinated debt – Parent			2,732	—

Total long-term debt – Parent			35,009	19,947

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)

Senior
Fixed-Rate Bank Notes (1)	2004-2011	1.50-7.49%	210	—
Floating-Rate Notes	2004-2011	Varies	7,087	5,304
Notes payable by subsidiaries	2004-2008	3.13-13.5%	79	—
Other notes and debentures (6)	2006-2011	Varies	11	—
Obligations of subsidiaries under capital leases (Note 6)			7	7

Total senior debt – WFB, N.A.			7,394	5,311

Subordinated
Fixed-Rate Bank Notes(1)	2011-2013	7.73-9.39%	16	—
FixFloat Notes(1)	2010	7.8% through 2004, varies	998	997
Notes (1)	2010-2011	6.45-7.55%	2,867	2,497
Floating-Rate Notes	2011-2013	Varies	43	—

Total subordinated debt – WFB, N.A.			3,924	3,494

Total long-term debt – WFB, N.A.			11,318	8,805

Wells Fargo Financial, Inc. and its subsidiaries (WFFI)

Senior
Fixed-Rate Notes	2004-2012	4.35-9.05%	6,969	7,634
Floating-Rate Notes	2004-2033	Varies	1,292	1,100

Total long-term debt – WFFI			$8,261	$8,734

(1)
We entered into interest rate swap agreements for substantially all of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average three-month or six-month London Interbank Offered Rate (LIBOR).

(2)	The extendable notes are floating-rate securities with an initial maturity of 13 months, which can be extended on a rolling monthly basis, at the investor’s option, to a final maturity of 5 years.
(3)	These notes are linked to baskets of equities or equity indices.
(4)
On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. If the price per share of our common stock exceeds $120.00 per share on or before April 15, 2008, the holders will have the right to convert the convertible debt securities to common stock at an initial conversion price of $100.00 per share. While we are able to settle the entire amount of the conversion rights granted in this convertible debt offering in cash, common stock or a combination,we intend to settle the principal amount in cash and to settle the conversion spread (the excess conversion value over the principal) in either cash or stock. We can also redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.

(5)	See Note 12 (Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures).
(6)	These notes are tied to affordable housing.

(continued on following page)

(continued from previous page)

(in millions)			December 31		,
	Maturity	Interest
	date(s)	rate(s)	2003	2002
Other consolidated subsidiaries
Senior
Floating-Rate Euro Medium-Term Notes	2003	Varies	$—	$285
Fixed-Rate Notes	2003-2006	5.875-6.875%	150	474
Federal Home Loan Bank (FHLB) Notes and Advances	2003-2012	.97-6.47%	3,310	2,931
Floating-Rate FHLB Advances	2002-2011	Varies	1,075	4,165
Medium-Term Notes (7)	2013	6.40%	—	15
Other notes and debentures – Floating-Rate	2008-2011	Varies	1,958	10
Other notes and debentures	2003-2015	1.74-12.00%	41	140
Other notes and debentures (6)	2004-2009	Varies	5	—
Obligations of subsidiaries under capital leases (Note 6)			18	14

Total senior debt – Other consolidated subsidiaries			6,557	8,034

Subordinated
Medium-Term Notes (7)	2013	6.50%	—	25
Notes	2003-2008	6.125-6.875%	228	598
Notes (1)	2004-2006	6.875-9.125%	1,091	1,092
Other notes and debentures	2007	1.99-11.14%	57	—
Other notes and debentures – Floating-Rate	2005	7.55%	85	85

Total subordinated debt – Other consolidated subsidiaries			1,461	1,800

Junior Subordinated
Floating-Rate Notes (5)	2027-2032	Varies	168	—
Fixed-Rate Notes (5)	2026-2029	7.73-9.875%	868	—

Total junior subordinated debt – Other consolidated subsidiaries			1,036	—

Total long-term debt – Other consolidated subsidiaries			9,054	9,834

Total long-term debt			$63,642	$47,320

(7)	These notes were called in February 2003.

      At December 31, 2003, the principal payments, including sinking fund payments, on long-term debt are due as noted:

(in millions)	Parent	Company
2004	$4,000	$12,294
2005	8,147	10,613
2006	7,382	10,452
2007	2,717	5,076
2008	2,935	7,014
Thereafter	9,828	18,193

Total	$35,009	$63,642

      The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

      As part of our long-term and short-term borrowing arrangements, we were subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2003, we were in compliance with all the covenants.

Note 12: Guaranteed Preferred Beneficial Interests In Company’s Subordinated Debentures

At December 31, 2003, we had 13 wholly-owned trusts (the Trusts) that were formed to issue trust preferred securities and related common securities of the Trusts. At December 31, 2003, as a result of the adoption of FIN 46R, we deconsolidated the Trusts. The $3.8 billion of junior subordinated debentures issued by the Company to the Trusts were reflected as long-term debt in the consolidated balance sheet at December 31, 2003. (See Note 11.) The common stock issued by the Trusts was recorded in other assets in the consolidated balance sheet at December 31, 2003.

      Prior to December 31, 2003, the Trusts were consolidated subsidiaries and were included in liabilities in the consolidated balance sheet, as “Guaranteed preferred beneficial interests in Company’s subordinated debentures.” The common securities and debentures, along with the related income effects were eliminated in the consolidated financial statements.

      The debentures issued to the Trusts, less the common securities of the Trusts, or $3.6 billion at December 31, 2003, continue to qualify as Tier 1 capital under guidance issued by the Federal Reserve Board.

Note 13: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization.

	Shares issued			Carrying amount					Dividends declared
	and outstanding			(in millions)			Adjustable		(in millions)
	December 31		,	December 31		,	dividend rate		Year ended December 31			,
	2003	2002		2003	2002		Minimum	Maximum	2003	2002	2001

Adjustable-Rate Cumulative, Series B (1)	—	1,460,000		$—	$73		5.50%	10.50%	$3	$4	$4
Adjustable-Rate Noncumulative Preferred Stock, Series H (2)	—	—		—	—		7.00	13.00	—	—	10
ESOP Cumulative Convertible (3)
2003	68,238	—		68	—		8.50	9.50	—	—	—
2002	53,641	64,049		54	64		10.50	11.50	—	—	—
2001	40,206	46,126		40	46		10.50	11.50	—	—	—
2000	29,492	34,742		30	35		11.50	12.50	—	—	—
1999	11,032	13,222		11	13		10.30	11.30	—	—	—
1998	4,075	5,095		4	5		10.75	11.75	—	—	—
1997	4,081	5,876		4	6		9.50	10.50	—	—	—
1996	2,927	5,407		3	6		8.50	9.50	—	—	—
1995	408	3,043		—	3		10.00	10.00	—	—	—

Total preferred stock	214,100	1,637,560		$214	$251				$3	$4	$14

Unearned ESOP shares (4)				$(229)	$(190)

(1)	On November 15, 2003, all shares were redeemed at the stated liquidation price of $50 plus accrued dividends.
(2)	On October 1, 2001, all shares were redeemed at the stated liquidation price of $50 plus accrued dividends.
(3)	Liquidation preference $1,000.
(4)	In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 14.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

All shares of our ESOP Cumulative Convertible Preferred Stock (ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan. Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50% to 12.50% depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the 401(k) Plan is converted into shares of our common stock based on the stated value of the ESOP Preferred Stock and the then current market price of our common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. We have the option to redeem the ESOP Preferred Stock at any time, in whole or in part, at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends or (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

Note 14: Common Stock and Stock Plans

Common Stock
 This table summarizes our reserved, issued and authorized common stock at December 31, 2003.

Number of shares

Dividend reinvestment and common stock purchase plans	1,010,756
Director plans	914,656
Stock plans(1)	246,593,327

Total shares reserved	248,518,739
Shares issued	1,736,381,025
Shares not reserved	4,015,100,236

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.

Dividend Reinvestment and Common Stock Purchase Plans
 Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.

Director Plans
 We provide a stock award to non-employee directors as part of their annual retainer under our director plans. We also provide annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. The options can be exercised after six months and through the tenth anniversary of the grant date.

Employee Stock Plans
LONG-TERM INCENTIVE PLANS   Our stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. We can grant employee stock options with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three years from the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled.

      Options also may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes.
      We did not record any compensation expense for the options granted under the plans during 2003, 2002 and 2001, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans at December 31, 2003 was 59,214,303.

      Holders of restricted shares and restricted share rights are entitled to the related shares of common stock at no cost generally over three to five years after the restricted shares or restricted share rights were granted. Holders of restricted shares generally are entitled to receive cash dividends paid on the shares. Holders of restricted share rights generally are entitled to receive cash payments equal to the cash dividends that would have been paid had the restricted share rights been issued and outstanding shares of common stock. Except in limited circumstances, restricted shares and restricted share rights are canceled when employment ends.
     In 2003, 2002 and 2001, 61,740, 81,380 and 107,000 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date per share fair value of $56.05, $45.47 and $46.73, respectively. At December 31, 2003, 2002 and 2001, there were 577,722, 656,124 and 888,234 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. We recognized total compensation expense for the restricted shares and restricted share rights of $4 million in 2003, $5 million in 2002 and $6 million in 2001.
      For various acquisitions and mergers since 1992, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS   In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who were not included in the long-term incentive plans described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2003 was 74,000,000, including 18,303,486 shares available for grant. The exercise date of options granted under the PartnerShares Plan is the earlier of

(1) five years after the date of grant or (2) when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. Because the exercise price of each PartnerShares grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we do not recognize any compensation expense.

      This table summarizes stock option activity and related information for the three years ended December 31, 2003.

	Director Plans		Long-Term Incentive Plans		Broad-Based Plans
	Number	Weighted-average	Number	Weighted-average	Number	Weighted-average
		exercise price		exercise price		exercise price

Options outstanding as of December 31, 2000	432,678	$27.23	74,784,628	$32.39	50,460,305	$39.41

2001:
Granted	49,635	47.55	19,930,772 (1)	49.52	353,600	41.84
Canceled	—	—	(1,797,865)	43.21	(5,212,550)	41.81
Exercised	(169,397)	19.42	(10,988,267)	25.61	(191,440)	21.43

Options outstanding as of December 31, 2001	312,916	34.69	81,929,268	37.23	45,409,915	39.23

2002:
Granted	44,786	50.22	23,790,286 (1)	46.99	18,015,150	50.46
Canceled	—	—	(1,539,244)	45.36	(10,092,056)	42.15
Exercised	(8,594)	30.56	(10,873,465)	30.62	(3,249,213)	30.54
Acquisitions	—	—	72,892	31.33	—	—

Options outstanding as of December 31, 2002	349,108	36.78	93,379,737	40.35	50,083,796	43.25

2003:
Granted	62,346	47.22	23,052,384 (1)	46.04	—	—
Canceled	—	—	(1,529,868)	46.76	(4,293,930)	46.85
Exercised	(59,707)	26.90	(13,884,561)	31.96	(6,408,797)	34.09
Acquisitions	4,769	31.42	889,842	25.89	—	—

Options outstanding as of December 31, 2003	356,516	$40.19	101,907,534	$42.56	39,381,069	$44.35

Outstanding options exercisable as of:
December 31, 2001	312,916	$34.69	46,937,295	$33.44	1,264,015	$20.29
December 31, 2002	349,108	36.78	54,429,329	36.94	9,174,196	31.35
December 31, 2003	353,131	40.08	63,257,541	40.33	12,063,244	35.21

(1)	Includes 2,311,824, 2,860,926 and 1,791,852 reload grants at December 31, 2003, 2002 and 2001, respectively.

      The following table presents the weighted-average per share fair value of options granted estimated using a Black-Scholes option-pricing model and the weighted-average assumptions used.

	2003	2002	2001

Per share fair value of options granted:
Director Plans	$9.59	$13.45	$13.87
Long-Term Incentive Plans	9.48	12.34	14.16
Broad-Based Plans	—	15.62	12.42
Expected life (years)	4.3	5.0	4.8
Expected volatility	29.2%	31.6%	32.9%
Risk-free interest rate	2.5	4.6	4.8
Expected annual dividend yield	2.9	2.4	2.4

      This table is a summary of our stock option plans described on the preceding page.

	December 31, 2003
	Weighted-	Number	Weighted-
	average		average
	remaining		exercise
	contractual		price
	life (in yrs.)
RANGE OF EXERCISE PRICES
Director Plans
$.10
Options outstanding/exercisable	1.01	2,390	$.10
$7.84-$13.48
Options outstanding/exercisable	2.01	3,210	10.80
$13.49-$16.00
Options outstanding/exercisable	1.29	18,410	15.21
$16.01-$25.04
Options outstanding/exercisable	1.83	49,967	21.68
$25.05-$38.29
Options outstanding/exercisable	3.81	48,606	32.99
$38.30-$51.00
Options outstanding/exercisable	7.62	211,733	46.53
$51.01-$69.01
Options outstanding	5.13	22,200	66.41
Options exercisable	4.34	18,815	69.01
Long-Term Incentive Plans
$3.37-$5.06
Options outstanding/exercisable	6.11	51,412	4.22
$5.07-$7.60
Options outstanding/exercisable	22.02	4,366	5.84
$7.61-$11.41
Options outstanding/exercisable	2.03	103,988	10.39
$11.42-$17.13
Options outstanding	1.21	1,364,797	14.04
Options exercisable	1.10	1,264,797	13.84
$17.14-$25.71
Options outstanding	2.19	764,541	20.87
Options exercisable	2.19	761,053	20.87
$25.72-$38.58
Options outstanding	4.86	30,541,526	33.99
Options exercisable	4.86	30,313,343	33.99
$38.59-$71.30
Options outstanding	7.56	69,076,904	47.22
Options exercisable	6.32	30,758,582	48.32
Broad-Based Plans
$16.56
Options outstanding/exercisable	2.56	580,251	16.56
$24.85-$37.81
Options outstanding/exercisable	4.41	10,651,863	35.25
$37.82-$46.50
Options outstanding	6.86	14,917,350	46.46
Options exercisable	6.85	586,700	46.49
$46.51-$51.15
Options outstanding	8.22	13,231,605	50.50
Options exercisable	8.22	244,430	50.50

EMPLOYEE STOCK OWNERSHIP PLAN   Under the Wells Fargo & Company 401(k) Plan (the 401(k) Plan), a defined contribution employee stock ownership plan (ESOP), the 401(k) Plan may borrow money to purchase our common or preferred stock. Beginning in 1994, we have loaned money to the 401(k) Plan to purchase shares of our ESOP Preferred Stock. As we release and convert ESOP Preferred Stock into common shares, we record compensation expense equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

      Total dividends paid to the 401(k) Plan on ESOP shares were:

(in millions)	Year ended December 31			,
	2003	2002	2001

ESOP Preferred Stock:
Common dividends	$36	$21	$15
Preferred dividends	26	24	19
ESOP shares (acquired in acquisitions):
Common dividends	10	10	11

Total	$72	$55	$45

      The ESOP shares as of December 31, 2003, 2002 and 2001 were:

	December 31			,
	2003	2002	2001

ESOP Preferred Stock:
Allocated shares (common)	25,966,488	21,447,490	17,233,798
Unreleased shares (preferred)	214,100	177,560	145,287
ESOP shares:
Allocated shares (common)	5,961,494	7,974,031	9,809,875
Unreleased shares (common)	—	—	3,042
Fair value of unearned ESOP shares (in millions)	$214	$178	$145

Deferred Compensation Plan for Independent Sales Agents
 WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates. The plan, which became effective January 1, 2002, allows participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed WF Deferred Compensation Holdings, Inc.’s deferred compensation obligations under the plan.

Note 15: Employee Benefits and Other Expenses

Employee Benefits
 We sponsor noncontributory qualified defined benefit retirement plans including the Cash Balance Plan. The Cash Balance Plan is an active plan, which covers eligible employees (except employees of certain subsidiaries).

      Under the Cash Balance Plan, eligible employees’ Cash Balance Plan accounts are allocated a compensation credit based on a percentage of their certified compensation. The compensation credit percentage is based on age and years of credited service. In addition, investment credits are allocated to participants quarterly based on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completing five years of vesting service or reaching age 65, if earlier. Pension benefits accrued before the conversion to the Cash Balance Plan are guaranteed. In addition, certain employees are eligible for a special transition benefit.
      In 2003, we contributed $383 million in total to the pension plans, which included $350 million related to the Cash Balance Plan. We funded the maximum amount deductible under the Internal Revenue Code. The minimum required contribution in 2004 for the Cash Balance Plan is estimated to be zero. The maximum contribution amount for the Cash Balance Plan is the maximum deductible contribution under the Internal Revenue Code, which is dependent on several factors including proposed legislation that will affect the interest rate used to determine the current liability. In addition, the decision to contribute the maximum amount is dependent on other factors including the actual investment performance of plan assets. Given these uncertainties, we are not able to reliably estimate the maximum deductible contribution or the amount that will be contributed in 2004 to the

Cash Balance Plan. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2004, which is equal to the benefits paid under the plans. In 2003 we paid $65 million in benefits for the postretirement plans and $18 million for the unfunded pension plans.

      We sponsor defined contribution retirement plans including the 401(k) Plan. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 25% of their pretax certified compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s certified compensation. The matching contributions generally vest over four years.
      Expenses for defined contribution retirement plans were $257 million, $248 million and $206 million in 2003, 2002 and 2001, respectively.
      We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits described above at any time.
      The information set forth in the following tables is based on current actuarial reports using the measurement date of November 30 for our pension and postretirement benefit plans.
      This table shows the changes in the projected benefit obligation during 2003 and 2002 and the amounts included in the Consolidated Balance Sheet at December 31, 2003 and 2002.

(in millions)	December 31						,
	2003			2002
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Projected benefit obligation at beginning of year	$3,055	$215	$619	$2,781	$181	$546
Service cost	164	22	15	154	20	14
Interest cost	209	14	42	202	14	40
Plan participants’ contributions	—	—	20	—	—	13
Amendments	17	—	—	—	—	—
Plan mergers	—	—	—	4	—	—
Actuarial gain (loss)	150	(31)	66	109	18	66
Benefits paid	(213)	(18)	(65)	(195)	(18)	(60)
Foreign exchange impact	5	—	1	—	—	—

Projected benefit obligation at end of year	$3,387	$202	$698	$3,055	$215	$619

      The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31						,
	2003			2002
	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits
Discount rate	6.5%		6.5%	7.0%		7.0%
Rate of compensation increase	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The accumulated benefit obligation for the defined benefit pension plans was $3,366 million and $3,021 million at December 31, 2003 and 2002, respectively.

      This table shows the changes in the fair value of plan assets during 2003 and 2002.

(in millions)	Year ended December 31					,
	2003			2002
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Fair value of plan assets at beginning of year	$3,090	$—	$213	$2,761	$—	$226
Actual return on plan assets	445	—	26	(117)	—	(10)
Employer contribution	365	18	79	641	18	44
Plan participants’ contributions	—	—	19	—	—	13
Benefits paid	(213)	(18)	(65)	(195)	(18)	(60)
Foreign exchange impact	3	—	—	—	—	—

Fair value of plan assets at end of year	$3,690	$—	$272	$3,090	$—	$213

      We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the Cash Balance Plan’s asset allocation for a target mix range of 43–67% equities, 27–51% fixed income, and approximately 6% in real estate and venture capital. The target ranges employ a Tactical Asset Allocation overlay, which is designed to overweight stocks or bonds when a compelling opportunity exists. The Cash Balance Plan does not currently invest in any hedge fund strategies or other alternative investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of the Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

      The weighted-average allocation of plan assets at December 31, 2003 and 2002 was:

	Percentage of plan assets at December 31			,
	2003		2002
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets	assets	plan assets

Equity securities	66%	49%	63%	45%
Debt securities	31	46	33	50
Real estate	2	1	3	1
Other	1	4	1	4

Total	100%	100%	100%	100%

      This table reconciles the funded status of the plans to the amounts included in the Consolidated Balance Sheet at December 31, 2003 and 2002.

(in millions)	Year ended December 31					,
	2003			2002
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Funded status(1)	$303	$(202)	$(426)	$35	$(215)	$(406)
Employer contributions in December	—	2	7	—	—	7
Unrecognized net actuarial loss	523	1	128	660	40	66
Unrecognized net transition asset	(1)	—	4	(1)	—	4
Unrecognized prior service cost	(13)	(8)	(9)	(15)	(8)	(11)

Accrued benefit income (cost)	$812	$(207)	$(296)	$679	$(183)	$(340)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$812	$—	$—	$679	$—	$—
Accrued benefit liability	(2)	(209)	(296)	(2)	(183)	(340)
Intangible asset	1	—	—	2	—	—
Accumulated other comprehensive income	1	2	—	—	—	—

Accrued benefit income (cost)	$812	$(207)	$(296)	$679	$(183)	$(340)

(1)	Fair value of plan assets at year end less benefit obligation at year end.

      The table to the right provides information for pension plans with benefit obligations in excess of plan assets, which are substantially due to our nonqualified pension plans:

(in millions)	December 31		,
	2003	2002

Projected benefit obligation	$240	$245
Accumulated benefit obligation	207	204
Fair value of plan assets	28	22

      The net periodic benefit cost (income) for 2003, 2002 and 2001 was:

(in millions)	Year ended December 31								,
	2003			2002			2001
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$164	$22	$15	$154	$20	$14	$146	$15	$16
Interest cost	209	14	42	202	14	40	181	10	42
Expected return on plan assets	(275)	—	(18)	(244)	—	(19)	(287)	—	(20)
Recognized net actuarial loss (gain)(1)	85	7	(3)	2	7	(7)	(120)	8	(2)
Amortization of prior service cost	16	—	(1)	(1)	(1)	(1)	—	—	(1)
Amortization of unrecognized transition asset	—	—	1	(1)	—	—	(1)	—	—
Settlement	—	—	—	—	—	—	(1)	—	—

Net periodic benefit cost (income)	$199	$43	$36	$112	$40	$27	$(82)	$33	$35

(1)	Net actuarial loss (gain) is generally amortized over five years.

      The weighted-average assumptions used to determine the net periodic benefit cost (income) were:

	Year ended December 31									,
	2003			2002			2001
	Pension		Other	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	7.0%		7.0%	7.5%		7.5%	7.5%		7.5%
Expected return on plan assets	9.0		9.0	9.0		9.0	9.0		9.0
Rate of compensation increase	4.0		—	4.0		—	5.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The plans have a long-term rate of return assumption of 9%. The rate was derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (i.e., large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.

      To account for postretirement health care plans we use a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation,

utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of 9.5% for HMOs and for all other types of coverage in the per capita cost of covered health care benefits for 2004. By 2008 and thereafter, we assumed rates of 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2003 by $57 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2003 by $5 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2003 by $51 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2003 by $4 million.

      The investment strategy for the postretirement plans is maintained separate from the strategy for the pension plans. The general target asset mix is 55–65% equities and 35–41% fixed income. In addition, the Retiree Medical Plan VEBA considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of the postretirement plans on a quarterly basis.

Other Expenses
 Expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31			,
	2003	2002	2001

Contract services	$866	$546	$538
Outside professional services	509	445	441
Outside data processing	404	350	319
Advertising and promotion	392	327	276
Travel and entertainment	389	337	286
Telecommunications	343	347	355
Postage	336	256	242
Goodwill	—	—	610

Note 16: Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31		,
	2003	2002	2001

Current:
Federal	$1,298	$2,529	$2,329
State and local	165	273	282
Foreign	114	37	34

	1,577	2,839	2,645

Deferred:
Federal	1,492	268	(524)
State and local	206	37	(72)

	1,698	305	(596)

Total	$3,275	$3,144	$2,049

      The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $148 million, $73 million and $88 million for 2003, 2002 and 2001, respectively.

      We had a net deferred tax liability of $4,517 million and $2,883 million at December 31, 2003 and 2002, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002 are presented in the table to the right.
      We have determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. Our conclusion that it is “more likely than not” that the deferred tax assets will be realized is based on federal taxable income in excess of $13 billion in the carry-back period, substantial state taxable income in the carry-back period, as well as a history of growth in earnings and the prospects for continued earnings growth.

(in millions)	December 31		,
	2003	2002

Deferred Tax Assets
Allowance for loan losses	$1,479	$1,451
Net tax-deferred expenses	567	677
Other	102	242

Total deferred tax assets	2,148	2,370

Deferred Tax Liabilities
Core deposit intangibles	251	298
Leasing	2,225	2,145
Mark to market	1,026	296
Mortgage servicing	2,206	1,612
FAS 115 adjustment	559	611
FAS 133 adjustment	8	(17)
Other	390	308

Total deferred tax liabilities	6,665	5,253

Net Deferred Tax Liability	$4,517	$2,883

      The deferred tax liability related to 2003, 2002 or 2001 unrealized gains and losses on securities available for sale and 2003 derivatives and hedging activities had no effect on income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

      We have unrecognized deferred income tax liabilities associated with undistributed earnings of foreign subsidiaries totaling $99 million. The earnings are indefinitely reinvested in the foreign subsidiaries and are therefore not taxable under current law. To the extent that we change our intent to indefinitely reinvest the undistributed earnings, we will recognize a deferred tax liability. A current tax liability will be recognized to the extent that we receive the undistributed earnings through a taxable event, such as a dividend, a sale of the company or as a result of a change in law.

      The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.

(in millions)	Year ended December 31					,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$3,317	35.0%	$3,100	35.0%	$1,911	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	241	2.5	201	2.3	137	2.5
Goodwill amortization not deductible for tax return purposes	—	—	—	—	196	3.6
Tax-exempt income and tax credits	(161)	(1.7)	(122)	(1.4)	(131)	(2.4)
Donations of appreciated securities	(90)	(.9)	—	—	(28)	(.5)
Other	(32)	(.3)	(35)	(.4)	(36)	(.7)

Effective income tax expense and rate	$3,275	34.6%	$3,144	35.5%	$2,049	37.5%

Note 17: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.

(in millions, except per share amounts)	Year ended December 31			,
	2003	2002	2001

Net income before effect of change in accounting principle	$6,202	$5,710	$3,411
Less: Preferred stock dividends	3	4	14

Net income applicable to common stock before effect of change in accounting principle (numerator)	6,199	5,706	3,397
Cumulative effect of change in accounting principle (numerator)	—	(276)	—

Net income applicable to common stock (numerator)	$6,199	$5,430	$3,397

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	1,681.1	1,701.1	1,709.5

Per share before effect of change in accounting principle	$3.69	$3.35	$1.99
Per share effect of change in accounting principle	—	(.16)	—

Per share	$3.69	$3.19	$1.99

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	1,681.1	1,701.1	1,709.5
Add: Stock options	16.0	16.6	16.8
Restricted share rights	.4	.3	.6

Diluted average common shares outstanding (denominator)	1,697.5	1,718.0	1,726.9

Per share before effect of change in accounting principle	$3.65	$3.32	$1.97
Per share effect of change in accounting principle	—	(.16)	—

Per share	$3.65	$3.16	$1.97

In 2003, 2002 and 2001, options to purchase 4.4 million, 35.9 million and 39.9 million shares, respectively, were outstanding but not included in the calculation of earnings per share because the exercise price was higher than the market price, and therefore they were antidilutive.

Note 18: “Adjusted” Earnings – FAS 142 Transitional Disclosure

Under FAS 142, Goodwill and Other Intangible Assets, effective January 1, 2002 amortization of goodwill was discontinued. For comparability, the table below reconciles

(in millions, except per	Year ended December 31, 2001
share amounts)

NET INCOME
Reported net income	$3,411
Goodwill amortization, net of tax	571

Adjusted net income	$3,982

EARNINGS PER COMMON SHARE
Reported earnings per common share	$1.99
Goodwill amortization, net of tax	.34

Adjusted earnings per common share	$2.33

DILUTED EARNINGS PER COMMON SHARE
Reported diluted earnings per common share	$1.97
Goodwill amortization, net of tax	.33

Adjusted diluted earnings per common share	$2.30

the Company’s 2001 reported earnings to “adjusted” earnings, which exclude goodwill amortization.

Note 19: Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Before	Tax	Net of
	tax	effect	tax

2001:
Translation adjustments	$(5)	$(2)	$(3)

Minimum pension liability adjustment	(68)	(26)	(42)

Securities available for sale and other retained interest:
Net unrealized losses arising during the year	(574)	(211)	(363)
Reclassification of net losses included in net income	601	228	373

Net unrealized gains arising during the year	27	17	10

Cumulative effect of the change in accounting principle for derivatives and hedging activities	109	38	71

Derivatives and hedging activities:
Net unrealized gains arising during the year	196	80	116
Reclassification of net losses on cash flow hedges included in net income	120	44	76

Net unrealized gains arising during the year	316	124	192

Other comprehensive income	$379	$151	$228

2002:
Translation adjustments	$1	$—	$1

Minimum pension liability adjustment	68	26	42

Securities available for sale and other retained interests:
Net unrealized gains arising during the year	414	159	255
Reclassification of net losses included in net income	369	140	229

Net unrealized gains arising during the year	783	299	484

Derivatives and hedging activities:
Net unrealized losses arising during the year	(800)	(297)	(503)
Reclassification of net losses on cash flow hedges included in net income	318	118	200

Net unrealized losses arising during the year	(482)	(179)	(303)

Other comprehensive income	$370	$146	$224

2003:
Translation adjustments	$42	$16	$26

Securities available for sale and other retained interests:
Net unrealized losses arising during the year	(117)	(42)	(75)
Reclassification of net gains included in net income	(68)	(26)	(42)

Net unrealized losses arising during the year	(185)	(68)	(117)

Derivatives and hedging activities:
Net unrealized losses arising during the year	(1,629)	(603)	(1,026)
Reclassification of net losses on cash flow hedges included in net income	1,707	628	1,079

Net unrealized gains arising during the year	78	25	53

Other comprehensive income	$(65)	$(27)	$(38)

Cumulative other comprehensive income balances were:

(in millions)	Translation	Minimum	Net	Net	Cumulative
	adjustments	pension	unrealized	unrealized	other
		liability	gains	gains	comprehensive
		adjustment	(losses) on	(losses) on	income
			securities	derivatives
			and other	and other
			retained	hedging
			interests	activities

Balance, December 31, 2000	$(12)	$—	$536	$—	$524

Net change	(3)	(42)	10	263	228

Balance, December 31, 2001	(15)	(42)	546	263	752

Net change	1	42	484	(303)	224

Balance, December 31, 2002	(14)	—	1,030	(40)	976

Net change	26	—	(117)	53	(38)

Balance, December 31, 2003	$12	$—	$913	$13	$938

Note 20: Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. In that case, results for prior periods would be (and have been) restated for comparability. Results for 2001 have been restated to eliminate goodwill amortization from the operating segments and to reflect changes in transfer pricing methodology applied in first quarter 2002.

      The Community Banking Group offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $10 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance, securities brokerage and insurance through affiliates and venture capital financing. These products and services include Wells Fargo Funds® , a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (auto, recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs), time deposits and debit cards.

      Community Banking serves customers through a wide range of channels, which include traditional banking stores, in-store banking centers, business centers and ATMs. Also,

PhoneBankSM centers and the National Business Banking Center provide 24-hour telephone service. Online banking services include single sign-on to online banking, bill pay and brokerage, as well as online banking for small business.

      The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, online/electronic products, insurance brokerage services and investment banking services. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.

      Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct consumer and real estate loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States, Canada and in the Caribbean. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Wells Fargo Financial also provides credit cards and lease and other commercial financing.

      The Other Column consists of Corporate level investment activities and balances and unallocated goodwill balances held at the enterprise level. This column also includes separately identified transactions recorded at the enterprise level for management reporting.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Other (3)	Consolidated
	Banking	Banking	Financial		Company

2003
Net interest income (1)	$11,495	$2,228	$2,311	$(27)	$16,007
Provision for loan losses (2)	892	177	623	30	1,722
Noninterest income	9,218	2,766	378	20	12,382
Noninterest expense	13,214	2,579	1,343	54	17,190

Income (loss) before income tax expense (benefit)	6,607	2,238	723	(91)	9,477
Income tax expense (benefit)	2,243	792	272	(32)	3,275

Net income (loss)	$4,364	$1,446	$451	$(59)	$6,202

2002
Net interest income (1)	$10,372	$2,257	$1,866	$(13)	$14,482
Provision for loan losses (2)	865	278	541	—	1,684
Noninterest income	8,085	2,316	354	12	10,767
Noninterest expense	11,241	2,367	1,099	4	14,711

Income (loss) before income tax expense (benefit) and effect of change in accounting principle	6,351	1,928	580	(5)	8,854
Income tax expense (benefit)	2,235	692	220	(3)	3,144

Net income (loss) before effect of change in accounting principle	4,116	1,236	360	(2)	5,710
Cumulative effect of change in accounting principle	—	(98)	(178)	—	(276)

Net income (loss)	$4,116	$1,138	$182	$(2)	$5,434

2001
Net interest income (1)	$8,212	$2,164	$1,679	$(79)	$11,976
Provision for loan losses (2)	962	278	487	—	1,727
Noninterest income	6,503	2,117	371	14	9,005
Noninterest expense	9,840	2,300	1,028	626	13,794

Income (loss) before income tax expense (benefit)	3,913	1,703	535	(691)	5,460
Income tax expense (benefit)	1,325	610	201	(87)	2,049

Net income (loss)	$2,588	$1,093	$334	$(604)	$3,411

2003
Average loans	$143.2	$49.5	$20.4	$—	$213.1
Average assets	273.5	75.8	22.2	6.1	377.6
Average core deposits	184.6	22.3	.1	—	207.0

2002
Average loans	$109.9	$49.4	$15.2	$—	$174.5
Average assets	227.7	70.8	17.0	6.2	321.7
Average core deposits	165.6	18.4	.1	—	184.1

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides the other segments.
(2)	Generally, the provision for loan losses represents actual net charge-offs for each operating segment.
(3)	For 2003, the reconciling items for revenue (net interest income plus noninterest income) and net income principally relate to Corporate level equity investment activities and other separately identified transactions recorded at the enterprise level for management reporting, including a $30 million non-recurring loss on sale of a sub-prime credit card portfolio and $51 million of other charges related to employee benefits and software. For 2002, the reconciling items for revenue and net income are Corporate level equity investment activities. For 2001, revenue includes Corporate level equity investment activities of $28 million and unallocated items of $(93) million and net income includes Corporate level equity investment activities of $15 million and unallocated items of $(619) million. The primary reconciling item in 2001 for noninterest expense is amortization of goodwill. Results for 2001 have been restated to reclassify goodwill amortization from the three operating segments to the other column for comparability. The primary reconciling item for average assets for all periods presented is unallocated goodwill.

Note 21: Securitizations and Variable Interest Entities

We routinely originate, securitize and sell into the secondary market home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgage loans, home equity loans, auto receivables and securities. We typically retain the servicing rights and may retain other beneficial interests from these sales. These securitizations are usually structured without recourse to us and with no restrictions on the retained interests. We do not have significant credit risks from the retained interests.

      We recognized gains of $393 million from sales of financial assets in securitizations in 2003 and $100 million in 2002. Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31				,
	2003		2002
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets

Sales proceeds from securitizations	$23,870	$132	$15,718	$102
Servicing fees	60	8	78	16
Cash flows on other retained interests	137	9	146	26

      In the normal course of creating securities to sell to investors, we may sponsor special-purpose entities which hold, for the benefit of the investors, financial instruments that are the source of payment to the investors. Special-purpose entities are consolidated unless they meet the criteria for a qualifying special-purpose entity in accordance with FAS 140 or are not required to be consolidated under existing accounting guidance.

      For securitizations completed in 2003 and 2002, we used the following assumptions to determine the fair value of mortgage servicing rights and other retained interests at the date of securitization.

	Mortgage		Other retained
	servicing rights		interests
	2003	2002	2003	2002

Prepayment speed (annual CPR (1) ) (2)	15.1%	12.7%	18.0%	16.0%
Life (in years) (2)	5.6	6.8	4.3	6.0
Discount rate (2)	8.1%	8.9%	11.6%	14.6%

(1)	Constant prepayment rate
(2)	Represents weighted averages for all retained interests resulting from securitizations completed in 2003 and 2002.
      At December 31, 2003, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights, both purchased and retained, and other retained interests related to residential mortgage loan securitizations to immediate adverse changes in those assumptions are presented in the table below.
      These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the table below, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

($ in millions)	Mortgage	Other retained
	servicing rights	interests

Fair value of retained interests	$6,916	$212
Expected weighted-average life (in years)	4.3	2.4

Prepayment speed assumption (annual CPR)	17.5%	20.7%
Decrease in fair value from 10% adverse change	$339	$9
Decrease in fair value from 25% adverse change	773	20

Discount rate assumption	9.6%	11.1%
Decrease in fair value from 100 basis point adverse change	$236	$5
Decrease in fair value from 200 basis point adverse change	455	11

This table presents information about the principal balances of managed and securitized loans.

(in millions)
	December 31					,	Year ended December 31		,
	Total loans		(1)	Delinquent loans		(2)	Net charge-offs
	2003	2002		2003	2002		2003	2002

Commercial	$48,729	$47,292		$679	$888		$420	$554
Real estate 1-4 family first mortgage	136,137	155,733		671	412		37	31
Other real estate mortgage	50,963	31,478		480	214		30	14
Real estate construction	8,209	7,804		62	104		—	21
Consumer:
Real estate 1-4 family junior lien mortgage	36,629	28,147		118	68		64	45
Credit card	8,351	7,455		135	131		426	360
Other revolving credit and installment	41,249	34,330		414	377		641	590

Total consumer	86,229	69,932		667	576		1,131	995
Lease financing	4,477	4,085		73	79		33	27
Foreign	2,728	2,075		8	5		88	70

Total loans managed and securitized	$337,472	$318,399		$2,640	$2,278		$1,739	$1,712

Less:
Sold or securitized loans	47,875	68,102
Mortgages held for sale	29,027	51,154
Loans held for sale	7,497	6,665

Total loans held	$253,073	$192,478

(1)	Represents loans on the balance sheet or that have been securitized, but excludes securitized loans that we continue to service but as to which we have no other continuing involvement.
(2)	Includes nonaccrual loans and loans 90 days past due and still accruing.

      We are a variable interest holder in certain special-purpose entities that are consolidated because we will absorb a majority of each entity’s expected losses, receive a majority of each entity’s expected returns or both. We do not hold a majority voting interest in these entities. These entities were formed to invest in securities and to securitize real estate investment trust securities and had approximately $5 billion in total assets at December 31, 2003. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities and issuing beneficial interests secured by those securities to investors. Creditors of these consolidated entities have no recourse against our general credit.

      We hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize high-yield corporate debt that had approximately $2 billion in total assets at December 31, 2003, and a maximum estimated exposure to loss of approximately $450 million. We are not required to consolidate these entities.

Note 22: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.

      The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31			,
	2003	2002	2001

Origination and other closing fees	$1,218	$1,048	$737
Servicing fees, net of amortization and provision for impairment (1)	(954)	(737)	(260)
Net gains on securities available for sale	—	—	134
Net gains on mortgage loan originations/sales activities	1,801	1,038	705
All other	447	364	355

Total mortgage banking noninterest income	$2,512	$1,713	$1,671

(1)	Includes impairment write-downs on other retained interests of $79 million, $567 million and $27 million for 2003, 2002 and 2001, respectively.

      Net of valuation allowance, mortgage servicing rights (MSRs) totaled $6.9 billion (1.15% of the total mortgage servicing portfolio) at December 31, 2003, compared with $4.5 billion (.92%) at December 31, 2002.

      This table summarizes the changes in mortgage servicing rights.

(in millions)	Year ended December 31		,
	2003	2002	2001

Mortgage servicing rights:
Balance, beginning of year	$6,677	$7,365	$5,609
Originations (1)	3,546	2,408	1,883
Purchases (1)	2,140	1,474	962
Amortization	(2,760)	(1,942)	(914)
Write-down	(1,338)	(1,071)	—
Other (includes changes in mortgage servicing rights due to hedging)	583	(1,557)	(175)

Balance, end of year	$8,848	$6,677	$7,365

Valuation Allowance:
Balance, beginning of year	$2,188	$1,124	$—
Provision for mortgage servicing rights in excess of fair value	1,092	2,135	1,124
Write-down of mortgage servicing rights	(1,338)	(1,071)	—

Balance, end of year	$1,942	$2,188	$1,124

Mortgage servicing rights, net	$6,906	$4,489	$6,241

(1)	Based on December 31, 2003 assumptions, the weighted-average amortization period for mortgage servicing rights added during the year was 5.6 years.

      Each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value of the MSRs, in accordance with FAS 140. If a temporary impairment exists, we establish a valuation allowance for any excess of amortized cost, as adjusted for hedge accounting, over the current fair value through a charge to income. We have a policy of reviewing MSRs for other-than-temporary impairment each quarter and recognize a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSRs and the valuation allowance, precluding subsequent reversals. (See Note 1 -Transfer and Servicing of Financial Assets for additional discussion of our policy for valuation of MSRs.) In 2003 and 2002, we determined that a portion of the asset was not recoverable and reduced both the asset and the previously designated valuation allowance by a $1,338 million and $1,071 million write-down, respectively.

      The components of the managed servicing portfolio were:

(in billions)	December 31		,
	2003	2002

Loans serviced for others	$598	$487
Owned loans serviced (portfolio and held for sale)	112	94

Total owned servicing	710	581
Sub-servicing	21	36

Total managed servicing portfolio	$731	$617

Note 23: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial Inc. and its wholly-owned subsidiaries (WFFI). The Wells Fargo Financial business segment for management reporting

(see Note 20) consists of WFFI and other affiliated consumer finance entities managed by WFFI but not included in WFFI reported below.

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2003

Dividends from subsidiaries:
Bank	$5,194	$—	$—	$(5,194)	$—
Nonbank	841	—	—	(841)	—
Interest income from loans	2	2,799	11,136	—	13,937
Interest income from subsidiaries	567	—	—	(567)	—
Other interest income	75	77	5,329	—	5,481

Total interest income	6,679	2,876	16,465	(6,602)	19,418

Short-term borrowings	81	73	413	(245)	322
Long-term debt	560	730	321	(256)	1,355
Other interest expense	—	—	1,734	—	1,734

Total interest expense	641	803	2,468	(501)	3,411

NET INTEREST INCOME	6,038	2,073	13,997	(6,101)	16,007
Provision for loan losses	—	814	908	—	1,722

Net interest income after provision for loan losses	6,038	1,259	13,089	(6,101)	14,285

NONINTEREST INCOME
Fee income — nonaffiliates	—	209	6,664	—	6,873
Other	167	239	5,195	(92)	5,509

Total noninterest income	167	448	11,859	(92)	12,382

NONINTEREST EXPENSE
Salaries and benefits	134	745	7,567	—	8,446
Other	18	583	8,301	(158)	8,744

Total noninterest expense	152	1,328	15,868	(158)	17,190

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	6,053	379	9,080	(6,035)	9,477
Income tax expense (benefit)	(48)	143	3,180	—	3,275
Equity in undistributed income of subsidiaries	101	—	—	(101)	—

NET INCOME	$6,202	$236	$5,900	$(6,136)	$6,202

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2002

Dividends from subsidiaries:
Bank	$3,561	$—	$—	$(3,561)	$—
Nonbank	234	—	—	(234)	—
Interest income from loans	—	2,295	10,750	—	13,045
Interest income from subsidiaries	365	—	—	(365)	—
Other interest income	78	78	5,270	(12)	5,414

Total interest income	4,238	2,373	16,020	(4,172)	18,459

Short-term borrowings	127	96	347	(34)	536
Long-term debt	457	549	571	(173)	1,404
Other interest expense	—	—	2,037	—	2,037

Total interest expense	584	645	2,955	(207)	3,977

NET INTEREST INCOME	3,654	1,728	13,065	(3,965)	14,482
Provision for loan losses	—	556	1,128	—	1,684

Net interest income after provision for loan losses	3,654	1,172	11,937	(3,965)	12,798

NONINTEREST INCOME
Fee income — nonaffiliates	—	202	6,156	—	6,358
Other	164	222	4,088	(65)	4,409

Total noninterest income	164	424	10,244	(65)	10,767

NONINTEREST EXPENSE
Salaries and benefits	162	560	6,650	—	7,372
Other	27	466	6,911	(65)	7,339

Total noninterest expense	189	1,026	13,561	(65)	14,711

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT), EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	3,629	570	8,620	(3,965)	8,854
Income tax expense (benefit)	(222)	210	3,156	—	3,144
Equity in undistributed income of subsidiaries	1,602	—	—	(1,602)	—

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	5,453	360	5,464	(5,567)	5,710
Cumulative effect of change in accounting principle	(19)	—	(257)	—	(276)

NET INCOME	$5,434	$360	$5,207	$(5,567)	$5,434

Year ended December 31, 2001

Dividends from subsidiaries:
Bank	$2,360	$—	$—	$(2,360)	$—
Nonbank	218	—	—	(218)	—
Interest income from loans	—	2,136	12,438	(597)	13,977
Interest income from subsidiaries	566	—	—	(566)	—
Other interest income	128	79	5,034	(501)	4,740

Total interest income	3,272	2,215	17,472	(4,242)	18,717

Short-term borrowings	305	187	2,063	(1,282)	1,273
Long-term debt	691	498	777	(140)	1,826
Other interest expense	—	—	3,910	(268)	3,642

Total interest expense	996	685	6,750	(1,690)	6,741

NET INTEREST INCOME	2,276	1,530	10,722	(2,552)	11,976
Provision for loan losses	—	526	1,201	—	1,727

Net interest income after provision for loan losses	2,276	1,004	9,521	(2,552)	10,249

NONINTEREST INCOME
Fee income — nonaffiliates	2	199	5,506	—	5,707
Other	99	208	5,897	(2,906)	3,298

Total noninterest income	101	407	11,403	(2,906)	9,005

NONINTEREST EXPENSE
Salaries and benefits	(11)	523	5,670	—	6,182
Other	159	465	9,869	(2,881)	7,612

Total noninterest expense	148	988	15,539	(2,881)	13,794

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,229	423	5,385	(2,577)	5,460
Income tax expense (benefit)	(230)	159	2,120	—	2,049
Equity in undistributed income of subsidiaries	952	—	—	(952)	—

NET INCOME	$3,411	$264	$3,265	$(3,529)	$3,411

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

December 31, 2003

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$6,590	$19	$—	$(6,609)	$—
Nonaffiliates	215	142	17,935	—	18,292
Securities available for sale	1,405	1,695	29,858	(5)	32,953
Mortgages and loans held for sale	—	—	36,524	—	36,524
Loans	1	24,000	229,072	—	253,073
Loans to non subsidiaries	26,196	825	—	(27,021)	—
Allowance for loan losses	—	823	3,068	—	3,891

Net loans	26,197	24,002	226,004	(27,021)	249,182

Investments in subsidiaries:
Bank	32,578	—	—	(32,578)	—
Nonbank	3,948	—	—	(3,948)	—
Other assets	3,377	750	47,938	(1,218)	50,847

Total assets	$74,310	$26,608	$358,259	$(71,379)	$387,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$110	$254,027	$(6,610)	$247,527
Short-term borrowings	724	4,978	30,422	(11,465)	24,659
Accrued expenses and other liabilities	1,832	895	16,561	(1,787)	17,501
Long-term debt	35,009	18,511	23,239	(13,117)	63,642
Indebtedness to subsidiaries	2,276	—	—	(2,276)	—

Total liabilities	39,841	24,494	324,249	(35,255)	353,329
Stockholders’ equity	34,469	2,114	34,010	(36,124)	34,469

Total liabilities and stockholders’ equity	$74,310	$26,608	$358,259	$(71,379)	$387,798

December 31, 2002

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$2,919	$—	$—	$(2,919)	$—
Nonaffiliates	241	295	20,488	(30)	20,994
Securities available for sale	1,009	1,527	25,417	(6)	27,947
Mortgages and loans held for sale	—	—	57,819	—	57,819
Loans	2	16,247	176,229	—	192,478
Loans to nonbank subsidiaries	15,172	755	—	(15,927)	—
Allowance for loan losses	—	593	3,226	—	3,819

Net loans	15,174	16,409	173,003	(15,927)	188,659

Investments in subsidiaries:
Bank	31,705	—	—	(31,705)	—
Nonbank	4,273	—	—	(4,273)	—
Other assets	2,434	720	50,835	(211)	53,778

Total assets	$57,755	$18,951	$327,562	$(55,071)	$349,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$88	$216,964	$(136)	$216,916
Short-term borrowings	3,550	4,476	29,134	(3,714)	33,446
Accrued expenses and other liabilities	1,297	702	27,055	(10,743)	18,311
Long-term debt	19,947	11,234	19,957	(3,818)	47,320
Indebtedness to subsidiaries	692	—	—	(692)	—
Guaranteed preferred beneficial interests in Company’s subordinated debentures	1,950	—	935	—	2,885

Total liabilities	27,436	16,500	294,045	(19,103)	318,878
Stockholders’ equity	30,319	2,451	33,517	(35,968)	30,319

Total liabilities and stockholders’ equity	$57,755	$18,951	$327,562	$(55,071)	$349,197

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries/
			eliminations

Year ended December 31, 2003

Cash flows from operating activities:
Net cash provided by operating activities	$6,352	$1,271	$23,572	$31,195

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	146	347	6,864	7,357
Proceeds from prepayments and maturities	150	223	12,779	13,152
Purchases	(655)	(732)	(23,744)	(25,131)
Net cash paid for acquisitions	(55)	(600)	(167)	(822)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(36,235)	(36,235)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	1,590	1,590
Purchases (including participations) of loans by banking subsidiaries	—	—	(15,087)	(15,087)
Principal collected on nonbank entities’ loans	3,683	13,335	620	17,638
Loans originated by nonbank entities	—	(21,035)	(757)	(21,792)
Purchases of loans by nonbank entities	(3,682)	—	—	(3,682)
Net advances to nonbank entities	(2,570)	—	2,570	—
Capital notes and term loans made to subsidiaries	(14,614)	—	14,614	—
Principal collected on notes/loans made to subsidiaries	6,160	—	(6,160)	—
Net decrease (increase) in investment in subsidiaries	122	—	(122)	—
Other, net	—	107	(74)	33

Net cash used by investing activities	(11,315)	(8,355)	(43,309)	(62,979)

Cash flows from financing activities:
Net increase in deposits	—	22	28,621	28,643
Net decrease in short-term borrowings	(1,182)	(676)	(7,043)	(8,901)
Proceeds from issuance of long-term debt	15,656	10,355	3,479	29,490
Repayment of long-term debt	(3,425)	(2,151)	(12,355)	(17,931)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	700	—	—	700
Proceeds from issuance of common stock	944	—	—	944
Redemption of preferred stock	(73)	—	—	(73)
Repurchase of common stock	(1,482)	—	—	(1,482)
Payment of cash dividends on preferred and common stock	(2,530)	(600)	600	(2,530)
Other, net	—	—	651	651

Net cash provided by financing activities	8,608	6,950	13,953	29,511

Net change in cash and due from banks	3,645	(134)	(5,784)	(2,273)
Cash and due from banks at beginning of year	3,160	295	14,365	17,820

Cash and due from banks at end of year	$6,805	$161	$8,581	$15,547

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries/
			eliminations

Year ended December 31, 2002

Cash flows from operating activities:
Net cash provided (used) by operating activities	$4,366	$956	$(20,780)	$(15,458)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	531	769	10,563	11,863
Proceeds from prepayments and maturities	150	143	9,391	9,684
Purchases	(201)	(1,030)	(6,030)	(7,261)
Net cash acquired from (paid for) acquisitions	(589)	(281)	282	(588)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(18,992)	(18,992)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	948	948
Purchases (including participations) of loans by banking subsidiaries	—	—	(2,818)	(2,818)
Principal collected on nonbank entities’ loans	—	10,984	412	11,396
Loans originated by nonbank entities	—	(13,996)	(625)	(14,621)
Net advances to nonbank entities	(2,728)	—	2,728	—
Capital notes and term loans made to subsidiaries	(2,262)	—	2,262	—
Principal collected on notes/loans made to subsidiaries	457	—	(457)	—
Net decrease (increase) in investment in subsidiaries	507	—	(507)	—
Other, net	—	(179)	(907)	(1,086)

Net cash used by investing activities	(4,135)	(3,590)	(3,750)	(11,475)

Cash flows from financing activities:
Net increase in deposits	—	9	25,041	25,050
Net increase (decrease) in short-term borrowings	(2,444)	329	(3,109)	(5,224)
Proceeds from issuance of long-term debt	8,495	4,126	9,090	21,711
Repayment of long-term debt	(3,150)	(1,745)	(6,007)	(10,902)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	450	—	—	450
Proceeds from issuance of common stock	578	—	—	578
Repurchase of common stock	(2,033)	—	—	(2,033)
Payment of cash dividends on preferred and common stock	(1,877)	(45)	45	(1,877)
Other, net	—	—	32	32

Net cash provided by financing activities	19	2,674	25,092	27,785

Net change in cash and due from banks	250	40	562	852
Cash and due from banks at beginning of year	2,910	255	13,803	16,968

Cash and due from banks at end of year	$3,160	$295	$14,365	$17,820

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries/
			eliminations
Year ended December 31, 2001

Cash flows from operating activities:
Net cash provided (used) by operating activities	$1,932	$903	$(12,947)	$(10,112)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	626	445	18,515	19,586
Proceeds from prepayments and maturities	85	150	6,495	6,730
Purchases	(462)	(732)	(27,859)	(29,053)
Net cash acquired from (paid for) acquisitions	(370)	(325)	236	(459)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(11,866)	(11,866)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	2,305	2,305
Purchases (including participations) of loans by banking subsidiaries	—	—	(1,104)	(1,104)
Principal collected on nonbank entities’ loans	—	9,677	287	9,964
Loans originated by nonbank entities	—	(11,395)	(256)	(11,651)
Net advances to nonbank entities	(722)	—	722	—
Capital notes and term loans made to subsidiaries	(159)	—	159	—
Principal collected on notes/loans made to subsidiaries	1,304	—	(1,304)	—
Net decrease (increase) in investment in subsidiaries	(609)	—	609	—
Other, net	—	(267)	(2,932)	(3,199)

Net cash used by investing activities	(307)	(2,447)	(15,993)	(18,747)

Cash flows from financing activities:
Net increase in deposits	—	6	17,701	17,707
Net increase (decrease) in short-term borrowings	(331)	445	8,679	8,793
Proceeds from issuance of long-term debt	4,573	2,904	7,181	14,658
Repayment of long-term debt	(3,066)	(1,736)	(5,823)	(10,625)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	1,500	—	—	1,500
Proceeds from issuance of common stock	484	—	—	484
Redemption of preferred stock	(200)	—	—	(200)
Repurchase of common stock	(1,760)	—	—	(1,760)
Payment of cash dividends on preferred and common stock	(1,724)	(125)	125	(1,724)
Other, net	—	130	(114)	16

Net cash provided (used) by financing activities	(524)	1,624	27,749	28,849

Net change in cash and due from banks	1,101	80	(1,191)	(10)
Cash and due from banks at beginning of year	1,809	175	14,994	16,978

Cash and due from banks at end of year	$2,910	$255	$13,803	$16,968

Note 24: Legal Actions

In the normal course of business, we are subject to pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, and any specific reserves established for such matters, management believes that the outcome of such actions will not have a material adverse effect on the results of operations or stockholders’ equity. We are not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

Note 25: Guarantees

Significant guarantees that we provide to third parties include standby letters of credit, various indemnification agreements, guarantees accounted for as derivatives, contingent consideration related to business combinations and contingent performance guarantees.

      We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between the customers and third parties. Standby letters of credit assure that the third parties will receive specified funds if customers fail to meet their contractual obligations. We are obliged to make payment if a customer defaults. Standby letters of credit were $8.3 billion and $6.3 billion at December 31, 2003 and 2002, respectively, including financial guarantees of $4.7 billion and $3.0 billion, respectively, that we had issued or purchased participations in. Standby letters of credit are reported net of participations sold to other institutions of $1.5 billion and $1.1 billion at December 31, 2003 and 2002, respectively. We consider the credit risk in standby letters of credit in determining the allowance for loan losses. Deferred fees for these standby letters of credit were not significant to our financial statements. We also had commitments for commercial and similar letters of credit of $810 million and $719 million at December 31, 2003 and 2002, respectively.
      We enter into indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, securities lending, acquisition agreements, and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, our potential future liability under these agreements is not determinable.

      We write options, floors and caps. Options are exercisable based on favorable market conditions. Periodic settlements occur on floors and caps based on market conditions. At December 31, 2003, the fair value of the written options liability in our balance sheet was $382 million and the written floors and caps liability was $213 million. Our ultimate obligation under written options, floors and caps is based on future market conditions and is only quantifiable at settlement. We offset substantially all options written to customers with purchased options; we enter into other written options to mitigate balance sheet risk.

      We also enter into credit default swaps under which we buy protection from or sell protection to a counterparty in the event of default of a reference obligation. At December 31, 2003, the gross carrying amount of the contracts sold was a $5.0 million liability. The maximum amount we would be required to pay under the swaps in which we sold protection, assuming all reference obligations default at a total loss, without recoveries, was $2.7 billion. We have bought protection of $2.8 billion of notional exposure. Almost all of the protection purchases offset (i.e., use the same reference obligation and maturity) the contracts in which we are providing protection to a counterparty.
      In connection with certain brokerage, asset management and insurance agency acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration based on certain performance targets. At December 31, 2003, the amount of contingent consideration we expected to pay was not significant to our financial statements.
      We have entered into various contingent performance guarantees through credit risk participation arrangements with terms ranging from 1 to 30 years. We will be required to make payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements with third parties. Because the extent of our obligations under these guarantees depends entirely on future events, our potential future liability under these agreements is not fully determinable, although most of these agreements are contractually limited to a total liability of approximately $330 million.

Note 26: Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.

      Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table on the following page) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.
      On December 31, 2003, we deconsolidated our wholly-owned trusts (the Trusts) that were formed to issue trust preferred securities and related common securities of the Trusts. The $3.8 billion of junior subordinated debentures were reflected as long-term debt on the consolidated balance sheet at December 31, 2003. (See Note 12.) The debentures issued to the Trusts, less the common securities of the Trusts, continue to qualify as Tier 1 capital under guidance issued by the Federal Reserve Board.

      Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet and off-balance sheet asset, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 27 for further discussion of off-balance sheet items.) Effective January 1, 2002, federal banking agencies amended the regulatory capital guidelines regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk. The amendment creates greater differentiation in the capital treatment of residual interests. The capital amounts and classification under the guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Management believes that, as of December 31, 2003, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
      The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the covered subsidiary banks.

(in billions)								To be well
								capitalized under
								the FDICIA
			For capital					prompt corrective
	Actual		adequacy purposes					action provisions
	Amount	Ratio	Amount		Ratio			Amount		Ratio
As of December 31, 2003:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$37.3	12.21%	≥	$24.4	≥	8.00%
Wells Fargo Bank, N.A.	22.6	11.17	≥	16.2	≥	8.00		≥	$20.2	≥	10.00%
Wells Fargo Bank Minnesota, N.A.	3.8	14.22	≥	2.1	≥	8.00		≥	2.6	≥	10.00

Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$25.7	8.42%	≥	$12.2	≥	4.00%
Wells Fargo Bank, N.A.	15.2	7.53	≥	8.1	≥	4.00		≥	$12.1	≥	6.00%
Wells Fargo Bank Minnesota, N.A.	3.5	13.14	≥	1.1	≥	4.00		≥	1.6	≥	6.00

Tier 1 capital (to average assets)
(Leverage ratio)
Wells Fargo & Company	$25.7	6.93%	≥	$14.8	≥	4.00	%(1)
Wells Fargo Bank, N.A.	15.2	6.22	≥	9.8	≥	4.00	(1)	≥	$12.2	≥	5.00%
Wells Fargo Bank Minnesota, N.A.	3.5	7.00	≥	2.0	≥	4.00	(1)	≥	2.5	≥	5.00

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

      As an approved seller/servicer, one of our mortgage banking subsidiaries is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage

Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2003, this mortgage banking subsidiary’s equity was above the required levels.

Note 27: Derivatives

      Our approach to managing interest rate risk includes the use of derivatives. This helps minimize significant unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not have a significant adverse effect on the net interest margin and cash flows. As a result of interest rate fluctuations, hedged assets and liabilities will gain or lose market value. In a fair value hedging strategy, the effect of this unrealized gain or loss will generally be offset by income or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedging strategy, we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities.

      We use derivatives as part of our interest rate risk management, including interest rate swaps and floors, interest rate futures and forward contracts, and options. We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets.

      By using derivatives, we are exposed to credit risk if counterparties to financial instruments do not perform as expected. If a counterparty fails to perform, our credit risk is equal to the fair value gain in a derivative contract. We minimize credit risk through credit approvals, limits and monitoring procedures. Credit risk related to derivatives is considered and, if material, provided for separately. As we generally enter into transactions only with counterparties that carry high quality credit ratings, losses from counterparty nonperformance on derivatives have not been significant. Further, we obtain collateral where appropriate to reduce risk. To the extent the master netting arrangements meet the requirements of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, amounts are shown net in the balance sheet.

      Our derivative activities are monitored by the Corporate Asset/Liability Management Committee. Our Treasury function, which includes asset/liability management, is responsible for various hedging strategies developed through analysis of data from financial models and other internal and industry sources. We incorporate the resulting hedging strategies into our overall interest rate risk management and trading strategies.

Fair Value Hedges

We use derivatives to manage the risk of changes in the fair value of mortgage servicing rights and other retained interests. Derivative gains or losses caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time) are excluded from the evaluation of hedge effectiveness, but are reflected in earnings. The change in value of derivatives excluded from the assessment of hedge effectiveness was a net gain of $908 million and $1,201 million in 2003 and 2002, respectively, and a net loss of $181 million in 2001. The ineffective portion of the change in value of these derivatives was a net gain of $203 million, $1,125 million, and $702 million in 2003, 2002, and 2001, respectively. The net derivative gain of $1,111 million, $2,326 million and $521 million in 2003, 2002 and 2001, respectively, was primarily offset by the valuation provision on mortgage servicing rights of $1,092 million, $2,135 million, and $1,124 million in 2003, 2002 and 2001, respectively. The total gains on the mortgage-related derivatives and the valuation provision for impairment are included in “Servicing fees, net of provision for impairment and amortization” in Note 22.
      In 2002, we began using derivatives to hedge changes in fair value of our commercial real estate mortgages due to changes in LIBOR interest rates. We originate a portion of these loans with the intent to sell them. The ineffective portion of these fair value hedges was a net loss of $22 million and $3 million in 2003 and 2002, respectively, recorded as part of mortgage banking noninterest income in the statement of income. For the commercial real estate hedges, all parts of each derivative’s gain or loss are included in the assessment of hedge effectiveness.
      We also enter into interest rate swaps, designated as fair value hedges, to convert certain of our fixed-rate long-term debt to floating-rate debt. The ineffective part of these fair value hedges was not significant in 2003 or 2002 and was a net gain of $11 million in 2001. For long-term debt, all parts of each derivative’s gain or loss are included in the assessment of hedge effectiveness.
      At December 31, 2003, all designated fair value hedges continued to qualify as fair value hedges.

Cash Flow Hedges

We use derivatives to convert floating-rate loans and certain of our floating-rate senior debt to fixed rates and to hedge forecasted sales of mortgage loans. We recognized a net gain of $72 million in 2003, which represents the total ineffectiveness of cash flow hedges, compared with a net loss of $311 million and $120 million in 2002 and 2001, respectively. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. As of December 31, 2003, all designated cash flow hedges continued to qualify as cash flow hedges.
      At December 31, 2003, we expected that $9 million of deferred net losses on derivatives in other comprehensive income will be reclassified as earnings during the next twelve months, compared with $125 million of deferred net losses and $110 million of deferred net gains at December 31, 2002 and 2001, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of two years for hedges converting floating-rate loans to fixed, four years for hedges converting floating-rate senior debt to fixed and one year for hedges of forecasted sales of mortgage loans.

Free-Standing Derivatives

We enter into various derivatives primarily to provide derivative products to customers. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as part of other noninterest income in the statement of income.
      Interest rate lock commitments for residential mortgage loans that we intend to resell are considered free-standing derivatives. Our interest rate exposure on these commitments is economically hedged with options, futures and forwards. The commitments and free-standing derivatives are carried at fair value with changes in fair value recorded as a part of mortgage banking noninterest income in the statement of income.
      We also use derivatives that are classified as free-standing instruments, which include swaps, futures, forwards, floors and caps purchased and written, and options purchased and written.

      The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives at December 31, 2003 and 2002 were:

(in millions)	December 31,
	2003			2002
	Notional or	Credit	Estimated	Notional or	Credit	Estimated
	contractual	risk	net fair	contractual	risk	net fair
	amount	amount(1)	value	amount	amount(1)	value
ASSET/LIABILITY MANAGEMENT
HEDGES
Interest rate contracts:
Swaps	$22,570	$1,116	$1,035	$24,533	$2,238	$2,180
Futures	5,027	—	—	16,867	—	—
Floors purchased	—	—	—	500	11	11
Options purchased	115,810	440	440	90,959	520	520
Options written	42,106	—	(47)	74,589	—	(236)
Forwards	93,977	291	118	116,164	669	156
CUSTOMER ACCOMMODATIONS
AND TRADING
Interest rate contracts:
Swaps	65,181	2,005	102	68,164	2,606	1
Futures	49,397	—	—	83,351	—	—
Floors and caps purchased	28,591	153	153	29,381	299	299
Floors and caps written	26,411	—	(173)	30,400	—	(274)
Options purchased	5,523	66	66	5,484	108	108
Options written	24,894	40	(55)	58,846	328	280
Forwards	54,725	12	(90)	51,088	2	(383)
Commodity contracts:
Swaps	897	61	(1)	206	11	1
Futures	4	—	—	—	—	—
Floors and caps purchased	319	39	40	168	17	17
Floors and caps written	322	—	(40)	166	—	(14)
Options purchased	1	14	14	—	—	—
Options written	1	—	(14)	—	—	—
Equity contracts:
Options purchased	1,109	136	136	382	29	29
Options written	1,121	—	(143)	389	—	(49)
Foreign exchange contracts:
Swaps	292	17	17	—	—	—
Futures	148	—	—	—	—	—
Options purchased	1,930	84	84	749	20	20
Options written	1,904	—	(84)	735	—	(20)
Forwards and spots	22,444	479	42	14,596	251	30
Credit contracts:
Swaps	5,416	37	(16)	4,735	52	(11)

(1)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

Note 28: Fair Value of Financial Instruments

FAS 107, Disclosures about Fair Value of Financial Instruments, requires that we disclose estimated fair values for our financial instruments. This disclosure should be read with the financial statements and Notes to Financial Statements in this Annual Report. The carrying amounts in the table on page 107 are recorded in the Consolidated Balance Sheet under the indicated captions.

      We base fair values on estimates or calculations using present value techniques when quoted market prices are not available. Because broadly-traded markets do not exist for most of our financial instruments, we try to incorporate the effect of current market conditions in the fair value calculations. These valuations are our estimates, and are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective, involve uncertainties and significant judgment and do not include tax ramifications. Therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results.
      We have not included certain material items in our disclosure, such as the value of the long-term relationships with our deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the total of the fair value calculations presented do not represent, and should not be construed to represent, the underlying value of the Company.

Financial Assets

SHORT-TERM FINANCIAL ASSETS
Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale at December 31, 2003 and 2002 is reported in Note 4.

MORTGAGES HELD FOR SALE

The fair value of mortgages held for sale is based on quoted market prices.

LOANS HELD FOR SALE

The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics.

LOANS

The fair valuation calculation differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate.
      The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect our current pricing for loans with similar characteristics and remaining maturity.
      For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics.
      For consumer finance and credit card loans, the portfolio’s yield is equal to our current pricing and, therefore, the fair value is equal to book value.
      For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates we offer for loans with similar characteristics.
      Loan commitments, standby letters of credit and commercial and similar letters of credit not included in the table on page 107 had contractual values of $126.0 billion, $8.3 billion and $810 million, respectively, at December 31, 2003, and $113.2 billion, $6.3 billion and $719 million, respectively, at December 31, 2002. These instruments generate ongoing fees at our current pricing levels. Of the commitments at December 31, 2003, 38% mature within one year. Deferred fees on commitments and standby letters of credit totaled $38 million and $30 million at December 31, 2003 and 2002, respectively. Carrying cost estimates fair value for these fees.

TRADING ASSETS

Trading assets, which are carried at fair value, are reported in Note 6.

NONMARKETABLE EQUITY INVESTMENTS

There are generally restrictions on the sale and/or liquidation of our nonmarketable equity investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use all facts and circumstances available to estimate the fair value of our cost method investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, and prospects for its future.

Financial Liabilities

DEPOSIT LIABILITIES
FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the following table is their carrying value at December 31, 2003 and 2002. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.

SHORT-TERM FINANCIAL LIABILITIES

Short-term financial liabilities include federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

LONG-TERM DEBT AND GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY’S SUBORDINATED DEBENTURES

The discounted cash flow method is used to estimate the fair value of our fixed rate long-term debt and trust preferred securities. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities.

Derivatives

The fair values of derivatives at December 31, 2003 and 2002 are reported in Note 27.

Limitations

We make these fair value disclosures to comply with the requirements of FAS 107. The calculations represent management’s best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2003 and 2002. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.
      As discussed above, some of our asset and liability financial instruments are short-term, and therefore, the carrying amounts in the Consolidated Balance Sheet approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been estimated, include premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.
      This table is a summary of financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, trading assets (Note 6), which are carried at fair value, securities available for sale (Note 4) and derivatives (Note 27).

(in millions)	December 31,
	2003		2002
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
FINANCIAL ASSETS
Mortgages held for sale	$29,027	$29,277	$51,154	$51,319
Loans held for sale	7,497	7,649	6,665	6,851
Loans, net	249,182	249,134	188,659	190,615
Nonmarketable equity investments	5,021	5,312	4,721	4,872

FINANCIAL LIABILITIES
Deposits	247,527	247,628	216,916	217,122
Long-term debt (1)	63,617	64,672	47,299	49,771
Guaranteed preferred beneficial interests in Company’s subordinated debentures	—	—	2,885	3,657

(1)	The carrying amount and fair value exclude obligations under capital leases of $25 million and $ 21 million at December 31, 2003 and 2002, respectively.

Independent Auditors’ Report

The Board of Directors and Stockholders of Wells Fargo & Company:

      We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Notes 1, 8 and 18 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ KPMG LLP

San Francisco, California
February 25, 2004

Quarterly Financial Data

Condensed Consolidated Statement of Income — Quarterly (Unaudited)

(in millions, except per share amounts)	2003				2002
	Quarter ended				Quarter ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
INTEREST INCOME	$4,856	$4,979	$4,855	$4,728	$4,744	$4,610	$4,530	$4,577
INTEREST EXPENSE	812	837	882	879	959	1,004	988	1,026

NET INTEREST INCOME	4,044	4,142	3,973	3,849	3,785	3,606	3,542	3,551
Provision for loan losses	465	426	421	411	426	389	400	469

Net interest income after provision for loan losses	3,579	3,716	3,552	3,438	3,359	3,217	3,142	3,082

NONINTEREST INCOME
Service charges on deposit accounts	613	607	587	553	567	560	547	505
Trust and investment fees	504	504	470	460	480	462	472	461
Credit card fees	252	251	257	243	255	242	223	201
Other fees	412	422	373	366	375	372	326	311
Mortgage banking	636	773	543	561	515	426	412	359
Operating leases	211	229	245	251	252	268	289	306
Insurance	264	252	289	266	231	234	269	263
Net gains (losses) on debt securities available for sale	(12)	(23)	20	18	91	121	45	37
Net gains (losses) from equity investments	143	58	(47)	(98)	(96)	(152)	(58)	(19)
Other	378	118	220	213	210	80	142	183

Total noninterest income	3,401	3,191	2,957	2,833	2,880	2,613	2,667	2,607

NONINTEREST EXPENSE
Salaries	1,351	1,185	1,155	1,141	1,091	1,110	1,106	1,076
Incentive compensation	483	621	503	447	541	446	362	357
Employee benefits	417	374	350	419	287	304	364	329
Equipment	375	298	305	269	317	232	228	236
Net occupancy	310	283	288	296	281	278	274	269
Operating leases	162	175	178	187	184	187	205	226
Other	1,402	1,639	1,379	1,198	1,253	1,037	1,071	1,061

Total noninterest expense	4,500	4,575	4,158	3,957	3,954	3,594	3,610	3,554

INCOME BEFORE INCOME TAX EXPENSE
AND EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	2,480	2,332	2,351	2,314	2,285	2,236	2,199	2,135
Income tax expense	856	771	826	822	813	793	781	758

NET INCOME BEFORE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	1,624	1,561	1,525	1,492	1,472	1,443	1,418	1,377
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(276)

NET INCOME	$1,624	$1,561	$1,525	$1,492	$1,472	$1,443	$1,418	$1,101

NET INCOME APPLICABLE TO
COMMON STOCK	$1,624	$1,560	$1,524	$1,491	$1,471	$1,442	$1,417	$1,100

EARNINGS PER COMMON SHARE
BEFORE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE
Earnings per common share	$.96	$.93	$.91	$.89	$.87	$.85	$.83	$.81

Diluted earnings per common share	$.95	$.92	$.90	$.88	$.86	$.84	$.82	$.80

EARNINGS PER COMMON SHARE
Earnings per common share	$.96	$.93	$.91	$.89	$.87	$.85	$.83	$.65

Diluted earnings per common share	$.95	$.92	$.90	$.88	$.86	$.84	$.82	$.64

DIVIDENDS DECLARED PER COMMON SHARE	$.45	$.45	$.30	$.30	$.28	$.28	$.28	$.26

Average common shares outstanding	1,690.2	1,677.2	1,675.7	1,681.5	1,690.4	1,700.7	1,710.4	1,703.0

Diluted average common shares outstanding	1,712.6	1,693.9	1,690.6	1,694.1	1,704.0	1,717.8	1,730.8	1,718.9