Form 10-K, Exhibit 13
period 2004-12-31
WELLS FARGO & CO/MN
filed 2005-03-10
CIK 72971

Financial Review

34	Overview

38	Critical Accounting Policies

41	Earnings Performance
41	Net Interest Income
44	Noninterest Income
45	Noninterest Expense
45	Operating Segment Results

46	Balance Sheet Analysis
46	Securities Available for Sale (table on page 72)
46	Loan Portfolio (table on page 74)
46	Deposits

47	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
47	Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments
48	Contractual Obligations
48	Transactions with Related Parties

48	Risk Management
48	Credit Risk Management Process
49	Nonaccrual Loans and Other Assets
50	Loans 90 Days or More Past Due and Still Accruing
50	Allowance for Credit Losses (table on page 75)
50	Asset/Liability and Market Risk Management
51	Interest Rate Risk

51	Mortgage Banking Interest Rate Risk
52	Market Risk - Trading Activities
52	Market Risk - Equity Markets
53	Liquidity and Funding

54	Capital Management

54	Comparison of 2003 with 2002

55	Factors That May Affect Future Results

59	Additional Information

60	Controls and Procedures

60	Disclosure Controls and Procedures

60	Internal Control over Financial Reporting

60	Management’s Report on Internal Control over Financial Reporting
61	Report of Independent Registered Public Accounting Firm

Financial Statements

62	Consolidated Statement of Income

63	Consolidated Balance Sheet

64	Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

65	Consolidated Statement of Cash Flows

66	Notes to Financial Statements

112	Report of Independent Registered Public Accounting Firm

113	Quarterly Financial Data

115	Glossary

      This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations. Please refer to “Factors that May Affect Future Results” for a discussion of some factors that may cause results to differ.

Overview

Wells Fargo & Company is a $428 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. We ranked fifth in assets and fourth in market value of our common stock among U.S. bank holding companies at December 31, 2004. When we refer to “the Company”, “we”, “our” and “us” in this report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the Parent, we mean Wells Fargo & Company.

      2004 was another exceptional year for our company, with record diluted earnings per share of $4.09, record net income of $7.0 billion and solid market share growth across our more than 80 businesses. Because these results would not have been possible without the customer focus and dedication of our exceptional team, at the end of 2004 we committed to make a special contribution in shares of Wells Fargo common stock to the 401(k) Plan accounts of eligible team members, equaling 1% of a team member’s pay, up to a maximum contribution of $750, resulting in an additional $44 million in employee benefits expense.
      Our growth in earnings per share was driven by revenue growth, operating leverage (revenue growth in excess of expense growth) and improved credit quality. Our primary sources of earnings are driven by lending and deposit taking activities, which generate net interest income, and providing financial services that generate fee income.
      Revenue grew 6% from 2003. Combined revenue in all of our businesses other than Wells Fargo Home Mortgage (Home Mortgage), which had exceptional revenue in 2003 due to the refinance boom, grew 11% this year. In addition to double-digit growth in earnings per share, we also had double-digit growth in loans and retail core deposits and continued strong credit quality for the year. We have been achieving these results not just for one, two, or even five years, as many companies have done, but for the past 20 years, through many different economic cycles. Our compound annual growth rate over the past 20 years has averaged 13% in revenue, averaged 14% in earnings per share, and our total compound annual stockholder return has been 23% compared with 13% for the S&P 500®. Our total compound annual stockholder return, including reinvestment of dividends, has been about 10 percentage points above the S&P 500 for each of the past five, ten, 15 and 20 year periods.

      We have a 20-year history of investing in our company, and 2004 was one of our highest investment years ever. Companies must reinvest to consistently grow profits and revenue at double-digit rates over time. We achieved record results in 2004 while making very significant investments throughout the year to benefit future performance, including opening 177 new stores, increasing the number of team members serving our customers by over 5,000, committing to add Wells Fargo stock to every eligible team member’s 401(k) account to thank them for all their efforts, making significant incremental investments in electronic imaging, call centers and other technology projects, integrating acquisitions, and improving future margins by incurring the costs of extinguishing high interest rate debt and selling low yielding assets. We continued to support our communities by taking a $217 million charitable contribution expense in fourth quarter 2004, to be funded by tax-advantaged venture capital gains, helping ensure that the Wells Fargo Foundation remains well funded over the next eight to ten years.
      In 2004, we became one of the nation’s 20 largest mutual fund companies with the acquisition of $29 billion in assets under management from Strong Financial Corporation (Strong Financial). Our stock hit a record high close of $63.25 in December 2004. Our solid financial performance enables us to be one of the top givers to non-profits among all U.S. companies. We continue to be the only “Aaa” rated bank in the U.S., the highest possible credit rating.

      Our corporate vision is to satisfy all the financial needs of our customers, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products we provide to our customers and to focus on providing each customer with all of the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitate growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. We estimate that our average banking household now has 4.6 products with us, which we believe is among the highest, if not the highest, in our industry. Our goal is eight products per customer, which is currently half of our estimate of potential demand.

      Our core products grew this year as follows:
•	Average loans grew by 26%;
•	Average retail core deposits grew by 11% (average core deposits grew by 8%); and
•	Assets managed and administered were up 22%.

      We believe it is important to maintain a well-controlled environment as we continue to grow our businesses. We manage our credit risk by maintaining prudent credit policies and continuously examining our credit process. In 2004, nonperforming loans and net charge-offs as a percentage of loans outstanding declined from the prior year. Asset quality improved in 2004 compared with a year ago, with net charge-offs down 3% and nonperforming assets (including nonaccrual loans and foreclosed assets) down 5%. We manage the interest rate and market risks inherent in our asset and liability balances within prudent ranges, while ensuring adequate liquidity and funding. Our stockholder value has increased over time due to customer satisfaction, strong financial results, reinvestment in our businesses and the prudent way we attempt to manage our business risks.

      Our financial results included the following:

      Net income in 2004 increased 13% to $7.0 billion from $6.2 billion in 2003. Diluted earnings per common share increased 12% to $4.09 in 2004 from $3.65 in 2003. In

Table 1: Six-Year Summary of Selected Financial Data

(in millions, except							% Change	Five-year
per share amounts)							2004 /	compound
	2004	2003	2002	2001	2000	1999	2003	growth rate

INCOME STATEMENT
Net interest income	$17,150	$16,007	$14,482	$11,976	$10,339	$9,608	7%	12%
Provision for credit losses	1,717	1,722	1,684	1,727	1,284	1,079	—	10
Noninterest income	12,909	12,382	10,767	9,005	10,360	9,277	4	7
Noninterest expense	17,573	17,190	14,711	13,794	12,889	11,483	2	9

Before effect of change in accounting principle (1)

Net income	$7,014	$6,202	$5,710	$3,411	$4,012	$3,995	13	12
Earnings per common share	4.15	3.69	3.35	1.99	2.35	2.31	12	12
Diluted earnings per common share	4.09	3.65	3.32	1.97	2.32	2.28	12	12

After effect of change in accounting principle

Net income	$7,014	$6,202	$5,434	$3,411	$4,012	$3,995	13	12
Earnings per common share	4.15	3.69	3.19	1.99	2.35	2.31	12	12
Diluted earnings per common share	4.09	3.65	3.16	1.97	2.32	2.28	12	12
Dividends declared per common share	1.86	1.50	1.10	1.00	.90	.785	24	19

BALANCE SHEET
(at year end)
Securities available for sale	$33,717	$32,953	$27,947	$40,308	$38,655	$43,911	2	(5)
Loans	287,586	253,073	192,478	167,096	155,451	126,700	14	18
Allowance for loan losses	3,762	3,891	3,819	3,717	3,681	3,312	(3)	3
Goodwill	10,681	10,371	9,753	9,527	9,303	8,046	3	6
Assets	427,849	387,798	349,197	307,506	272,382	241,032	10	12
Core deposits (2)	229,703	211,271	198,234	182,295	156,710	138,247	9	11
Long-term debt	73,580	63,642	47,320	36,095	32,046	26,866	16	22
Guaranteed preferred beneficial interests in Company’s subordinated debentures (3)	—	—	2,885	2,435	935	935	—	—
Stockholders’ equity	37,866	34,469	30,319	27,175	26,461	23,858	10	10

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.
(2)	Core deposits consist of noninterest-bearing deposits, interest-bearing checking, savings certificates and market rate and other savings.
(3)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), these balances were reflected in long-term debt. See Note 13 (Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures) to Financial Statements for more information.

addition to incremental investments in new stores, sales-focused team members and technology, 2004 results included $217 million ($.08 per share) of charitable contribution expense for the Wells Fargo Foundation, $44 million ($.02 per share) for the special 401(k) contribution and $19 million ($.01 per share) in integration expense related to the Strong Financial transaction. We also took significant actions to reposition our balance sheet in 2004 designed to improve earning asset yields and to reduce long-term debt costs. The extinguishment of high interest rate debt reduced earnings by $.06 per share for 2004. Return on average assets was 1.71% and return on average common equity was 19.56% in 2004, up from 1.64% and 19.36%, respectively, for 2003.

      Net interest income on a taxable-equivalent basis was $17.3 billion in 2004, compared with $16.1 billion a year ago. The net interest margin was 4.89% for 2004, compared with 5.08% in 2003.
      Noninterest income was $12.9 billion in 2004, compared with $12.4 billion in 2003, an increase of 4%, driven by growth across our business, with particular strength in trust, investment and IRA fees, credit and debit card fees, loan fees and gains on equity investments.
      Revenue, the sum of net interest income and noninterest income, increased 6% to a record $30.1 billion in 2004 from $28.4 billion in 2003, despite a 37% decrease in mortgage originations as the refinance driven market declined from its exceptional 2003 level. Despite our balance sheet repositioning actions during the year, which reduced revenue growth by approximately 1 percentage point due to the loss on sale of lower yielding assets, and our significant level of investment spending, operating leverage improved during 2004 with revenue growing 6% and noninterest expense up only 2%. For the year, Home Mortgage revenue declined $807 million, or 16%, from $5.2 billion in 2003 to $4.4 billion in 2004.
      Noninterest expense totaled $17.6 billion in 2004, compared with $17.2 billion in 2003, an increase of 2%. In 2005, we expect to incur integration expense of approximately $.02 per share for the balance of the Strong Financial transaction and for the pending acquisition of Houston-based First Community Capital Corporation. We will expense stock options, as required, beginning July 1, 2005, and we estimate the effect of expensing current outstanding options will reduce earnings by $.03 per share for the last half of 2005.
      During 2004, net charge-offs were $1.67 billion, or .62% of average total loans, compared with $1.72 billion, or .81%, during 2003. The provision for credit losses was $1.72 billion in 2004, flat compared with 2003. The allowance for credit losses, which comprises the allowance for loan losses and the reserve for unfunded credit commitments, was $3.95 billion, or 1.37% of total loans, at December 31, 2004, compared with $3.89 billion, or 1.54%, at December 31, 2003.

      At December 31, 2004, total nonaccrual loans were $1.36 billion, or .47% of total loans, down from $1.46 billion, or .58%, at December 31, 2003. Foreclosed assets were $212 million at December 31, 2004, compared with $198 million at December 31, 2003.

      The ratio of stockholders’ equity to total assets was 8.85% at December 31, 2004, compared with 8.89% at December 31, 2003. Our total risk-based capital (RBC) ratio at December 31, 2004 was 12.07% and our Tier 1 RBC ratio was 8.41%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2003 were 12.21% and 8.42%, respectively. Our Tier 1 leverage ratios were 7.08% and 6.93% at December 31, 2004 and 2003, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Table 2: Ratios and Per Common Share Data

	Year ended December 31			,
	2004	2003	2002

Before effect of change in accounting principle(1)

PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.71%	1.64%	1.77%
Net income applicable to common stock to average common stockholders’ equity (ROE)	19.56	19.36	19.63
Net income to average stockholders’ equity	19.57	19.34	19.61

After effect of change in accounting principle

PROFITABILITY RATIOS
ROA	1.71	1.64	1.69
ROE	19.56	19.36	18.68
Net income to average stockholders’ equity	19.57	19.34	18.66

EFFICIENCY RATIO (2)	58.5	60.6	58.3

CAPITAL RATIOS
At year end:
Stockholders’ equity to assets	8.85	8.89	8.68
Risk-based capital (3)
Tier 1 capital	8.41	8.42	7.70
Total capital	12.07	12.21	11.44
Tier 1 leverage (3)	7.08	6.93	6.57
Average balances:
Stockholders’ equity to assets	8.73	8.49	9.05

PER COMMON SHARE DATA
Dividend payout (4)	44.8	40.7	34.5
Book value	$22.36	$20.31	$17.95
Market prices (5)
High	$64.04	$59.18	$54.84
Low	54.32	43.27	38.10
Year end	62.15	58.89	46.87

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.
(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(3)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.
(4)	Dividends declared per common share as a percentage of earnings per common share.
(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Recent Accounting Standards
On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to plan sponsors that provide a benefit that is at least equivalent to Medicare. Specific authoritative guidance on the accounting for the federal subsidy has been issued through the Financial Accounting Standards Board (FASB) Staff Position 106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which was issued in May 2004. We adopted FSP 106-2 prospectively effective July 1, 2004, and the adoption did not have a material impact on either our accumulated postretirement benefit obligation or our net periodic postretirement benefit cost during 2004.

      On December 12, 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3 (SOP 03-3), Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for certain loans acquired in a transfer when it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 is applied prospectively, effective for loans acquired beginning January 1, 2005. SOP 03-3 requires acquired loans with evidence of credit deterioration to be recorded at fair value and prohibits recording any valuation allowance related to such loans at the time of purchase. This SOP limits the yield that may be accreted on such loans to the excess of the investor’s estimated cash flows over its initial investment in the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment. Mortgage loans held for sale and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3.
      On July 16, 2004, the FASB ratified the decisions reached by the Emerging Issues Task Force (EITF) with respect to Issue No. 02-14 (EITF 02-14), Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant Influence through Other Means. The EITF reached a consensus that an investor should apply the equity method of accounting when it has investments in either common stock or “in-substance common stock” of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. In-substance common stock, as defined in the consensus, is an investment that has risk and reward characteristics, among other factors, that are substantially the same as common stock. We adopted the consensus reached in EITF 02-14 during 2004 and the adoption did not have a material effect on our financial statements.

      On October 13, 2004, the FASB ratified the consensus reached by the EITF at its September 29–30 and June 30–July 1 meetings with respect to Issue No. 04-8 (EITF 04-8), The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share. This consensus requires instruments with contingent conversion features that are based on the market price of an entity’s own stock, even though the market price trigger has not been met, to be included in the computation of diluted earnings per share. EITF 04-8 became effective for periods ending after December 15, 2004. However, the determination of the dilutive effect upon adoption of EITF 04-8, if any, is based on the form of the instrument that existed at December 31, 2004.
      In November 2004, we amended the indenture under which the Company’s Floating Rate Convertible Senior Debentures due 2033 (the Debentures) were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the Debentures if an event of default, as defined in the indenture, exists at the time of conversion. We then made an irrevocable election under the indenture that obligates us to deliver, upon conversion of the Debentures, cash in an amount equal to at least the original principal amount of the converted Debentures and cash or common stock or a combination of cash and common stock for any amount in excess of such original principal amount. As a result of these actions, none of the shares of common stock underlying the Debentures currently would be considered outstanding for the purposes of calculating diluted earnings per share under EITF 04-8.
      On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which replaces FAS 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The scope of FAS 123R includes a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. FAS 123R requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost must be recognized in the income statement over the vesting period of the award. Because market prices are generally not available for most employee stock options, the grant-date fair value must be estimated using an option-pricing model. FAS 123R applies to all awards granted after July 1, 2005 and to awards modified, repurchased, or cancelled after July 1, 2005. We will adopt

FAS 123R effective July 1, 2005, as required, and will use the “modified prospective” transition method. Under this method, awards that are granted, modified, or settled after July 1, 2005, will be measured and accounted for in accordance with FAS 123R. In addition, beginning July 1, 2005, expense must be recognized in the income statement for unvested awards that were granted prior to July 1, 2005. The expense will be based on the fair value determined at grant date under FAS 123. We estimate that our earnings per share in the second half of 2005 will be reduced by $.03 as a result of implementing FAS 123R.

Critical Accounting Policies

Our significant accounting policies (described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Three of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern the allowance for credit losses, the valuation of mortgage servicing rights and pension accounting. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee.

Allowance for Credit Losses
The allowance for credit losses, which comprises the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We have an established process, using several analytical tools and benchmarks, to calculate a range of possible outcomes and determine the adequacy of the allowance. No single statistic or measurement determines the adequacy of the allowance. Loan recoveries and the provision for credit losses increase the allowance, while loan charge-offs decrease the allowance.

PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR CREDIT LOSSES
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

      We use a standardized loan grading process for wholesale loan portfolios (commercial loans, commercial real estate and construction loans and leases). Based on this process, we assign a loss factor to each pool of graded loans and a loan equivalent amount of unfunded loan commitments and letters of credit. For graded loans with evidence of credit weakness at the balance sheet date, the loss factors are derived from migration models that track loss content associated with actual portfolio movements between loan grades over a specified period of time. For graded loans without evidence of credit weakness at the balance sheet date, we use a combination of our long-term average loss experience and external loss data. In addition, we individually review nonperforming loans over $3 million for impairment based on cash flows or collateral. We include the impairment on nonperforming loans in the allocated allowance unless it has already been recognized as a loss.

      The allocated allowance is supplemented by the unallocated allowance to adjust for imprecision and to incorporate the range of probable outcomes inherent in estimates used for the allocated allowance. The unallocated allowance is the result of our judgment of risks inherent in the portfolio, economic uncertainties, historical loss experience and other subjective factors, including industry trends, not reflected in the allocated allowance.
      The ratios of the allocated allowance and the unallocated allowance to the total allowance may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
      The allowance for credit losses, and the resulting provision, is based on judgments and assumptions, including (1) general economic conditions, (2) loan portfolio composition, (3) loan loss experience, (4) management’s evaluation of the credit risk relating to pools of loans and individual borrowers, (5) sensitivity analysis and expected loss models and (6) observations from our internal auditors, internal loan review staff or our banking regulators.
      To estimate the possible range of allowance required at December 31, 2004, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.

Assumptions for deterioration in loan credit quality were:
•	For retail loans, a 15 basis point increase in estimated loss rates from actual 2004 loss levels; and
•	For wholesale loans, a 20 basis point increase in estimated loss rates, moving closer to historical averages.

Assumptions for improvement in loan credit quality were:
•	For retail loans, a 5 basis point decrease in estimated loss rates from actual 2004 loss levels; and
•	For wholesale loans, no improvement in actual 2004 loss levels.

      Under the assumptions for deterioration in loan credit quality, another $470 million in expected losses could occur and under the assumptions for improvement, a $70 million reduction in expected losses could occur.

      Changes in the estimate of the allowance for credit losses can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for credit losses requires us to make forecasts that are highly uncertain and require a high degree of judgment.

Valuation of Mortgage Servicing Rights
We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets, whether we purchase the servicing rights, or keep them after the sale or securitization of loans we originated. Purchased MSRs are capitalized at cost. Originated MSRs are recorded based on the relative fair value of the retained servicing right and the mortgage loan on the date the mortgage loan is sold. Both purchased and originated MSRs are carried at the lower of (1) the capitalized amount, net of accumulated amortization and hedge accounting adjustments, or (2) fair value. If MSRs are designated as a hedged item in a fair value hedge, the MSRs’ carrying value is adjusted for changes in fair value resulting from the application of hedge accounting. The adjustment becomes part of the carrying value. The carrying value of these MSRs is subject to a fair value test under FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

      MSRs are amortized in proportion to and over the period of estimated net servicing income. We analyze the amortization of MSRs monthly and adjust amortization to reflect changes in prepayment speeds and discount rates.
      We determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in Notes 1 (Summary of Significant Accounting Policies), 21 (Securitizations and Variable Interest Entities) and 22 (Mortgage Banking Activities) to Financial Statements.

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
      To reduce the sensitivity of earnings to interest rate and market value fluctuations, we hedge the change in value of MSRs primarily with derivative contracts. Reductions or increases in the value of the MSRs are generally offset by gains or losses in the value of the derivative. If the reduction or increase in the value of the MSRs is not offset, we immediately recognize a gain or loss for the portion of the amount that is not offset (hedge ineffectiveness). We do not fully hedge MSRs because origination volume is a “natural hedge,” (i.e., as interest rates decline, servicing values decrease and fees from origination volume increase). Conversely, as interest rates increase, the value of the MSRs increases, while fees from origination volume tend to decline.
      Servicing fees—net of amortization, provision for impairment and gain or loss on the ineffective portion and the portion of the derivatives excluded from the assessment of hedge effectiveness—are recorded in mortgage banking noninterest income.
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

Pension Accounting
We use four key variables to calculate our annual pension cost; (1) size and characteristics of the employee population, (2) actuarial assumptions, (3) expected long-term rate of return on plan assets, and (4) discount rate. We describe below the effect of each of these variables on our pension expense.

SIZE AND CHARACTERISTICS OF THE EMPLOYEE POPULATION
Pension expense is directly related to the number of employees covered by the plans, and other factors including salary, age and years of employment. The number of our employees eligible for pension benefits has steadily increased over the last few years, causing a proportional growth in pension expense.

ACTUARIAL ASSUMPTIONS
To estimate the projected benefit obligation, actuarial assumptions are required about factors such as mortality rate, turnover rate, retirement rate, disability rate and the rate of compensation increases. These factors don’t tend to change significantly over time, so the range of assumptions, and their impact on pension expense, is generally narrow.

EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
We calculate the expected return on plan assets each year based on the composition of assets at the beginning of the plan year and the expected long-term rate of return on that portfolio. The expected long-term rate of return is designed to approximate the actual long-term rate of return on the plan assets over time and is not expected to change significantly. Therefore the pattern of income/expense recognition closely matches the stable pattern of services provided by our employees over the life of the pension obligation.

      To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. We have used an expected rate of return of 9% on plan assets for the past eight years. Over the last two decades, the plan assets have actually earned an average annualized rate of return higher than 9%. Differences in each year, if any, between expected and actual returns are included in our unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87, Employers’ Accounting for Pensions) in net periodic pension calculations over the next five years. Our average remaining service period is approximately 11 years. See Note 16 (Employee Benefits and Other Expenses) to Financial Statements for details on changes in the pension benefit obligation and the fair value of plan assets.

      We use November 30 as a measurement date for our pension asset and projected benefit obligation balances. If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $44 million.

DISCOUNT RATE
We use the discount rate to determine the present value of our future benefit obligations. It reflects the rates available on long-term high-quality fixed-income debt instruments, reset annually on the measurement date. We lowered our discount rate to 6% in 2004 from 6.5% in 2003 and 7% in 2002, reflecting the decline in market interest rates during these periods.

      If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $62 million; if we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, pension expense would increase by approximately $90 million. The decrease to pension expense based on a 1% increase in discount rate differs from the increase to pension expense based on a 1% decrease in discount rate due to the 5% corridor.

Earnings Performance

Net Interest Income
Net interest income is the interest earned on debt securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits and long-term and short-term debt. The net interest margin is the average yield on earning assets minus the average interest rate paid for deposits and our other sources of funding. Net interest income and the net interest margin are presented on a taxable-equivalent basis to consistently reflect income from taxable and tax-exempt loans and securities based on a 35% marginal tax rate.

      Net interest income on a taxable-equivalent basis was $17.3 billion in 2004, compared with $16.1 billion in 2003, an increase of 7%. The increase was primarily due to strong consumer loan growth, particularly in mortgage products. The benefit of this growth was partially offset by lower loan yields as new volumes were added below the portfolio average.
      The net interest margin for 2004 decreased to 4.89% from 5.08% in 2003. The decrease was primarily due to lower investment portfolio yields following maturities and prepayments of higher yielding mortgage-backed securities, and the addition of new consumer and commercial loans with yields below the existing portfolio average. These factors were partially offset by the benefits of balance sheet repositioning actions taken in 2004.
      Average earning assets increased $36.2 billion in 2004 from 2003 due to increases in average loans and debt securities available for sale, offset by a decline in average mortgages held for sale. Loans averaged $269.6 billion in

2004, compared with $213.1 billion in 2003. The increase was largely due to growth in mortgage and home equity products. Average mortgages held for sale decreased to $32.3 billion in 2004 from $58.7 billion in 2003, due to a 37% decrease in mortgage originations as the refinance driven market declined from its exceptional 2003 level. Debt securities available for sale averaged $33.1 billion in 2004, compared with $27.3 billion in 2003.

      Average core deposits are an important contributor to growth in net interest income and the net interest margin. This low-cost source of funding rose 8% from 2003. Total average retail core deposits, which exclude Wholesale Banking core deposits and mortgage escrow deposits, for 2004 grew $17.8 billion, or 11%, from a year ago. Average mortgage escrow deposits declined to $14.1 billion in 2004 from $18.9 billion in 2003. Average core deposits were $223.4 billion and $207.0 billion and funded 54.4% and 54.8% of average total assets in 2004 and 2003, respectively. While savings certificates of deposits declined on average from $20.9 billion to $18.9 billion, noninterest-bearing checking accounts and other core deposit categories increased on average from $186.1 billion in 2003 to $204.5 billion in 2004 reflecting growth in consumer and business primary account relationships. Total average interest-bearing deposits increased to $182.6 billion in 2004 from $161.7 billion a year ago. Total average noninterest-bearing deposits increased to $79.3 billion in 2004 from $76.8 billion a year ago.
      Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis)(1)(2)

(in millions)	2004				2003
	Average	Yields /	Interest		Average	Yields /	Interest
	balance	rates	income	/	balance	rates	income	/
			expense				expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$4,254	1.49%	$64		$4,174	1.16%	$49
Trading assets	5,286	2.75	145		6,110	2.56	156
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,161	4.05	46		1,286	4.74	58
Securities of U.S. states and political subdivisions	3,501	8.00	267		2,424	8.62	196
Mortgage-backed securities:
Federal agencies	21,404	6.03	1,248		18,283	7.37	1,276
Private collateralized mortgage obligations	3,604	5.16	180		2,001	6.24	120

Total mortgage-backed securities	25,008	5.91	1,428		20,284	7.26	1,396
Other debt securities (4)	3,395	7.72	236		3,302	7.75	240

Total debt securities available for sale (4)	33,065	6.24	1,977		27,296	7.32	1,890
Mortgages held for sale (3)	32,263	5.38	1,737		58,672	5.34	3,136
Loans held for sale (3)	8,201	3.56	292		7,142	3.51	251
Loans:
Commercial and commercial real estate:
Commercial	49,365	5.77	2,848		47,279	6.08	2,876
Other real estate mortgage	28,708	5.35	1,535		25,846	5.44	1,405
Real estate construction	8,724	5.30	463		7,954	5.11	406
Lease financing	5,068	6.23	316		4,453	6.22	277

Total commercial and commercial real estate	91,865	5.62	5,162		85,532	5.80	4,964
Consumer:
Real estate 1-4 family first mortgage	87,700	5.44	4,772		56,252	5.54	3,115
Real estate 1-4 family junior lien mortgage	44,415	5.18	2,300		31,670	5.80	1,836
Credit card	8,878	11.80	1,048		7,640	12.06	922
Other revolving credit and installment	33,528	9.01	3,022		29,838	9.09	2,713

Total consumer	174,521	6.38	11,142		125,400	6.85	8,586
Foreign	3,184	15.30	487		2,200	18.00	396

Total loans (5)	269,570	6.23	16,791		213,132	6.54	13,946
Other	1,709	3.81	65		1,626	4.57	74

Total earning assets	$354,348	5.97	21,071		$318,152	6.16	19,502

FUNDING SOURCES
Deposits:
Interest-bearing checking	$3,059	.44	13		$2,571	.27	7
Market rate and other savings	122,129	.69	838		106,733	.66	705
Savings certificates	18,850	2.26	425		20,927	2.53	529
Other time deposits	29,750	1.43	427		25,388	1.20	305
Deposits in foreign offices	8,843	1.40	124		6,060	1.11	67

Total interest-bearing deposits	182,631	1.00	1,827		161,679	1.00	1,613
Short-term borrowings	26,130	1.35	353		29,898	1.08	322
Long-term debt	67,898	2.41	1,637		53,823	2.52	1,355
Guaranteed preferred beneficial interests in Company’s subordinated debentures (6)	—	—	—		3,306	3.66	121

Total interest-bearing liabilities	276,659	1.38	3,817		248,706	1.37	3,411
Portion of noninterest-bearing funding sources	77,689	—	—		69,446	—	—

Total funding sources	$354,348	1.08	3,817		$318,152	1.08	3,411

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.89%	$17,254			5.08%	$16,091

NONINTEREST-EARNING ASSETS
Cash and due from banks	$13,055				$13,433
Goodwill	10,418				9,905
Other	32,758				36,123

Total noninterest-earning assets	$56,231				$59,461

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$79,321				$76,815
Other liabilities	18,764				20,030
Stockholders’ equity	35,835				32,062
Noninterest-bearing funding sources used to fund earning assets	(77,689)				(69,446)

Net noninterest-bearing funding sources	$56,231				$59,461

TOTAL ASSETS	$410,579				$377,613

(1)	Our average prime rate was 4.34%, 4.12%, 4.68%, 6.91% and 9.24% for 2004, 2003, 2002, 2001 and 2000, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.62%, 1.22%, 1.80%, 3.78% and 6.52% for the same years, respectively.
(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields are based on amortized cost balances computed on a settlement date basis.
(4)	Includes certain preferred securities.

2002				2001				2000
		Interest				Interest				Interest
Average	Yields /	income	/	Average	Yields /	income	/	Average	Yields /	income	/
balance	rates	expense		balance	rates	expense		balance	rates	expense

$2,961	1.73%	$51		$2,741	3.72%	$102		$2,485	6.18%	$153
4,747	3.58	169		2,580	4.44	115		1,713	5.71	98

1,770	5.57	95		2,158	6.55	137		3,322	6.16	210
2,106	8.33	167		2,026	7.98	154		2,080	7.74	162

26,718	7.23	1,856		27,433	7.19	1,917		26,054	7.22	1,903
2,341	7.18	163		1,766	8.55	148		2,379	7.61	187

29,059	7.22	2,019		29,199	7.27	2,065		28,433	7.25	2,090
3,029	7.74	232		3,343	7.80	254		5,049	7.93	261

35,964	7.25	2,513		36,726	7.32	2,610		38,884	7.24	2,723
39,858	6.13	2,450		23,677	6.72	1,595		10,725	7.85	849
5,380	4.69	252		4,820	6.58	317		4,915	8.50	418

46,520	6.80	3,164		48,648	8.01	3,896		45,352	9.40	4,263
25,413	6.17	1,568		24,194	7.99	1,934		22,509	8.99	2,023
7,925	5.69	451		8,073	8.10	654		6,934	10.02	695
4,079	6.32	258		4,024	6.90	278		4,218	5.35	225

83,937	6.48	5,441		84,939	7.96	6,762		79,013	9.12	7,206

32,669	6.69	2,185		23,359	7.54	1,761		17,190	7.72	1,327
25,220	7.07	1,783		17,587	9.20	1,619		14,458	10.85	1,569
6,810	12.27	836		6,270	13.36	838		5,867	14.58	856
24,072	10.28	2,475		23,459	11.40	2,674		21,824	12.06	2,631

88,771	8.20	7,279		70,675	9.75	6,892		59,339	10.76	6,383
1,774	18.90	335		1,603	20.82	333		1,621	21.15	343

174,482	7.48	13,055		157,217	8.90	13,987		139,973	9.95	13,932
1,436	4.87	72		1,262	5.50	69		1,378	6.56	91

$264,828	7.04	18,562		$229,023	8.24	18,795		$200,073	9.18	18,264

$2,494	.55	14		$2,178	1.59	35		$3,424	1.88	64
93,787	.95	893		80,585	2.08	1,675		63,577	2.81	1,786
24,278	3.21	780		29,850	5.13	1,530		30,101	5.37	1,616
8,191	1.86	153		1,332	5.04	67		4,438	5.69	253
5,011	1.58	79		6,209	3.96	246		5,950	6.22	370

133,761	1.43	1,919		120,154	2.96	3,553		107,490	3.80	4,089
33,278	1.61	536		33,885	3.76	1,273		28,222	6.23	1,758
42,158	3.33	1,404		34,501	5.29	1,826		29,000	6.69	1,939

2,780	4.23	118		1,394	6.40	89		935	7.92	74

211,977	1.88	3,977		189,934	3.55	6,741		165,647	4.75	7,860
52,851	—	—		39,089	—	—		34,426	—	—

$264,828	1.51	3,977		$229,023	2.95	6,741		$200,073	3.95	7,860

	5.53%	$14,585			5.29%	$12,054			5.23%	$10,404

$13,820				$14,608				$13,103
9,737				9,514				8,811
33,340				32,222				28,170

$56,897				$56,344				$50,084

$63,574				$55,333				$48,691
17,054				13,214				10,949
29,120				26,886				24,870

(52,851)				(39,089)				(34,426)

$56,897				$56,344				$50,084

$321,725				$285,367				$250,157

(5)	Nonaccrual loans and related income are included in their respective loan categories.
(6)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), these balances were reflected in long-term debt. See Note 13 (Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures) to Financial Statements for more information.
(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for all years presented.

Noninterest Income

Table 4: Noninterest Income

(in millions)	Year ended December 31		,	% Change
	2004	2003	2002	2004 /	2003 /
				2003	2002

Service charges on deposit accounts	$2,417	$2,297	$2,134	5%	8%
Trust and investment fees:
Trust, investment and IRA fees	1,509	1,345	1,343	12	—
Commissions and all other fees	607	592	532	3	11

Total trust and investment fees	2,116	1,937	1,875	9	3

Card fees	1,230	1,079	977	14	10

Other fees:
Cash network fees	180	179	183	1	(2)
Charges and fees on loans	921	756	616	22	23
All other	678	625	573	8	9

Total other fees	1,779	1,560	1,372	14	14

Mortgage banking:
Servicing fees, net of amortization and provision for impairment	1,037	(954)	(737)	—	29
Net gains on mortgage loan origination/sales activities	539	3,019	2,086	(82)	45
All other	284	447	364	(36)	23

Total mortgage banking	1,860	2,512	1,713	(26)	47

Operating leases	836	937	1,115	(11)	(16)
Insurance	1,193	1,071	997	11	7
Trading assets	523	502	321	4	56
Net gains (losses) on debt securities available for sale	(15)	4	293	—	(99)
Net gains (losses) from equity investments	394	55	(327)	616	—
Net gains on sales of loans	11	28	19	(61)	47
Net gains (losses) on dispositions of operations	(15)	29	10	—	190
All other	580	371	268	56	38

Total	$12,909	$12,382	$10,767	4%	15%

      Service charges on deposit accounts increased 5% to $2,417 million in 2004 from $2,297 million in 2003 due to growth in core deposits and increased activity.

      We earn trust, investment and IRA fees from managing and administering assets, which include mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. Generally, these fees are based on the market value of the assets that are managed, administered, or both. At December 31, 2004, our managed and administered assets totaled approximately $705 billion, up from $576 billion at December 31, 2003. This increase included $24 billion in mutual fund assets and $5 billion in institutional investment accounts acquired from Strong Financial Corporation (Strong Financial) at December 31, 2004. When the merger of the Wells Fargo Funds® and certain Strong Financial funds is completed in second quarter 2005, we will rename our mutual fund family the Wells Fargo Advantage FundsSM. The increase in trust, investment and IRA fees was primarily due to growth in assets, successful efforts to grow businesses, and modest fill-in acquisitions (excluding the year-end Strong Financial transaction).
      Additionally, we receive commission and other fees for providing services for retail and discount brokerage customers.

At December 31, 2004 and 2003, brokerage balances were approximately $86 billion and $78 billion, respectively. Generally, these fees are based on the number of transactions executed at the customer’s direction.

      Card fees increased 14% to $1,230 million in 2004 from $1,079 million in 2003 predominantly due to increases in credit card accounts and credit and debit card transaction volume.
      Other fees increased 14% to $1,779 million in 2004 from $1,560 million in 2003 due to the increase in loan fees as a result of growth in the portfolio.
      Mortgage banking noninterest income was $1,860 million in 2004, compared with $2,512 million in 2003. Net servicing fees reflected income of $1,037 million in 2004 compared with losses of $954 million in 2003. Servicing fees are presented net of amortization and impairment of mortgage servicing rights (MSRs) and gains and losses from hedge ineffectiveness, which are all influenced by both the level and direction of mortgage interest rates. The increase in net servicing fees in 2004, compared with the prior year, reflected a reduction of $934 million in amortization due to an increase in average interest rates and higher gross servicing fees resulting from growth in the servicing portfolio. In addition, to reflect the higher value of our MSRs, we reversed $208 million of the valuation allowance in 2004, compared with an impairment provision of $1,092 million in 2003. Net derivative gains on fair value hedges of our MSRs were $554 million and $1,111 million in 2004 and 2003, respectively. (For further discussion of hedge accounting for MSRs see Note 27 (Derivatives – Fair Value Hedges) to Financial Statements.)
      Net gains on mortgage loan origination/sales activities were $539 million in 2004, compared with $3,019 million for 2003. The lower level of gains in 2004 compared with 2003 reflected lower origination volume and a decrease in margins due primarily to the increase in average interest rates and lower consumer demand. Originations during 2004 declined to $298 billion from $470 billion in 2003.
      Net losses on debt securities were $15 million for 2004, compared with net gains of $4 million for 2003. Net gains from equity investments were $394 million in 2004, compared with gains of $55 million in 2003 due to improved market conditions.
      We routinely review our investment portfolios and recognize impairment write-downs based primarily on issuer-specific factors and results, and our intent to hold such securities. We also consider general economic and market conditions, including industries in which venture capital investments are made, and adverse changes affecting the availability of venture capital. We determine impairment based on all of the information available at the time of the assessment, but new information or economic developments in the future could result in recognition of additional impairment.
      “All other” noninterest income for 2003 was offset by $163 million of losses on the early retirement of $2.6 billion of term debt that was previously issued at higher costs.

Noninterest Expense

Table 5: Noninterest Expense

(in millions)	Year ended December 31			,	% Change
	2004	2003	2002		2004 /	2003 /
					2003	2002

Salaries	$5,393	$4,832	$4,383		12%	10%
Incentive compensation	1,807	2,054	1,706		(12)	20
Employee benefits	1,724	1,560	1,283		11	22
Equipment	1,236	1,246	1,014		(1)	23
Net occupancy	1,208	1,177	1,102		3	7
Operating leases	633	702	802		(10)	(12)
Outside professional services	669	509	445		31	14
Contract services	626	866	546		(28)	59
Advertising and promotion	459	392	327		17	20
Travel and entertainment	442	389	337		14	15
Outside data processing	418	404	350		3	15
Telecommunications	296	343	347		(14)	(1)
Postage	269	336	256		(20)	31
Charitable donations	248	237	39		5	508
Insurance	247	197	169		25	17
Stationery and supplies	240	241	226		—	7
Operating losses	192	193	163		(1)	18
Net losses from debt extinguishment	174	—	—		—	—
Security	161	163	159		(1)	3
Core deposit intangibles	134	142	155		(6)	(8)
All other	997	1,207	902		(17)	34

Total	$17,573	$17,190	$14,711		2%	17%

      Noninterest expense in 2004 increased only 2%, including the net losses on extinguishment of debt and additional investments made in new stores, technology and additional sales and service team members, offset by a reduction in Home Mortgage production costs. Employee benefits expense included the $44 million special 401(k) contribution. Noninterest expense for 2004 included a $217 million expense for a charitable contribution to our Foundation, to be funded by tax-advantaged venture capital gains, and 2003 included donations of appreciated public equity securities to our Foundation.

      We expect to incur approximately $65 million of integration expense related to the Strong Financial transaction, of which $19 million (or approximately $.01 per share) was incurred in fourth quarter 2004. In 2005, we expect to incur total integration expense of approximately $.02 per share for the balance of the expenses for the Strong Financial transaction and for the pending acquisition of First Community Capital Corporation.
      We will expense stock options, as required, beginning July 1, 2005, and estimate the effect of expensing current outstanding options will reduce earnings per share by $.03 for the last half of 2005.

Operating Segment Results
Our lines of business for management reporting consist of Community Banking, Wholesale Banking and Wells Fargo Financial.

COMMUNITY BANKING’S net income increased 14% to $5.0 billion in 2004 from $4.4 billion in 2003. Net interest income increased to $12.2 billion in 2004 from $11.5 billion in 2003, or 6%, primarily due to growth in consumer loans and deposits, partially offset by a decrease in average mortgages held for sale. Average loans were $187.0 billion in 2004, up 31% from $143.2 billion in 2003. Retail core deposits, which exclude Wholesale Banking core deposits and mortgage escrow deposits, averaged $183.7 billion in 2004, up 11% over the prior year. Revenue in businesses other than Home Mortgage rose 10% on higher fee revenue, including deposit service charges, trust and investments, debit and credit cards and insurance. Home Mortgage revenue decreased from 2003, a year of record originations from strong refinancing activity. While total Community Banking noninterest expense included additional investments made in technology, store growth and additional team members, total noninterest expense decreased $137 million, or 1%, due to overall expense management, including a reduction in Home Mortgage production costs.

WHOLESALE BANKING’S net income increased 11% to $1.6 billion in 2004 from $1.4 billion in 2003. Average loans increased 7% and average core deposits grew 14% from 2003. The quality of Wholesale Banking’s loan portfolio improved as reflected in a lower level of nonperforming loans and a decrease in net credit losses from the prior year. The provision for credit losses decreased to $62 million in 2004 from $177 million in 2003, due to lower net charge-offs. Noninterest income increased $304 million to $3.1 billion in 2004 compared with 2003, primarily due to higher income in insurance brokerage, trust and investment fees, commissions and capital markets activity. Noninterest expense increased to $2.7 billion in 2004 from $2.6 billion in 2003 primarily due to higher personnel expense, along with integration costs related to the Strong Financial transaction.

WELLS FARGO FINANCIAL’S net income increased 12% to $507 million in 2004 from $451 million in 2003. The 2004 results reflected a strong increase in real estate secured loans and auto lending, as average loans reached $29.5 billion, an increase of 45% over the prior year. Total revenue rose 18% in 2004, reaching $3.2 billion, compared with $2.7 billion in 2003, due to higher net interest income. Net interest income increased $482 million, or 21%, to $2.8 billion in 2004 from $2.3 billion in 2003 due to growth in average loans. The provision for credit losses increased by $174 million from 2003 to 2004 due to the growth in average loans and expected seasoning in the loan portfolio. Noninterest expense increased $247 million, or 18%, in 2004 from 2003, reflecting investments in new consumer finance stores and additional team members.

      For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 20 (Operating Segments) to Financial Statements.

Balance Sheet Analysis

A comparison between the year-end 2004 and 2003 balance sheets is presented below.

Securities Available for Sale
Our securities available for sale portfolio includes both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and yield enhancement purposes. Accordingly, this portfolio primarily includes very liquid, high-quality federal agency debt securities. At December 31, 2004, we held $33.0 billion of debt securities available for sale, compared with $32.4 billion at December 31, 2003, with a net unrealized gain of $1.2 billion and $1.3 billion for the same periods. In addition, we held $696 million of marketable equity securities available for sale at December 31, 2004, and $582 million at December 31, 2003, with a net unrealized gain of $189 million and $188 million for the same periods.

      The weighted-average expected maturity of debt securities available for sale was 4.3 years at December 31, 2004. Since 76% of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers may have the right to prepay obligations before the underlying mortgages mature.
      The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is in Table 6.

Table 6: Mortgage-Backed Securities

(in billions)	Fair	Net unrealized	Remaining
	value	gain (loss)	maturity

At December 31, 2004	$25.1	$.9	3.7 yrs.

At December 31, 2004, assuming a 200 basis point:
Increase in interest rates	23.2	(1.0)	6.3 yrs.
Decrease in interest rates	25.9	1.7	1.6 yrs.

      See Note 5 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.

Loan Portfolio
A comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.

      Loans averaged $269.6 billion in 2004, compared with $213.1 billion in 2003, an increase of 26%. Total loans at December 31, 2004, were $287.6 billion, compared with $253.1 billion at year-end 2003, an increase of 14%. Average 1–4 family first mortgages and junior liens increased $31.4 billion, or 56%, and $12.7 billion, or 40%, respectively, in 2004 compared with a year ago. Average commercial and commercial real estate loans increased $6.3 billion in 2004 compared with a year ago. Average mortgages held for sale decreased $26.4 billion, or 45%, to $32.3 billion in 2004 from $58.7 billion in 2003 due to lower origination volume. With lower refinancing demand in 2004, residential mortgage originations of $298 billion were down 37% from the industry record of $470 billion we established in 2003.

Deposits
Year-end deposit balances are in Table 7. Comparative detail of average deposit balances is included in Table 3. Average core deposits funded 54.4% and 54.8% of average total assets in 2004 and 2003, respectively. Total average interest-bearing deposits rose from $161.7 billion in 2003 to $182.6 billion in 2004. Total average noninterest-bearing deposits rose from $76.8 billion in 2003 to $79.3 billion in 2004. Savings certificates declined on average from $20.9 billion in 2003 to $18.9 billion in 2004.

Table 7: Deposits

(in millions)	December 31		,	%
	2004	2003		Change

Noninterest-bearing	$81,082	$74,387		9%
Interest-bearing checking	3,122	2,735		14
Market rate and other savings	126,648	114,362		11
Savings certificates	18,851	19,787		(5)

Core deposits	229,703	211,271		9
Other time deposits	36,622	27,488		33
Deposits in foreign offices	8,533	8,768		(3)

Total deposits	$274,858	$247,527		11%

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments
We consolidate our majority-owned subsidiaries and subsidiaries in which we are the primary beneficiary. Generally, we use the equity method of accounting if we own at least 20% of an affiliate and we carry the investment at cost if we own less than 20% of an affiliate. See Note 1 (Summary of Significant Accounting Policies) to Financial Statements for our consolidation policy.

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
      At December 31, 2004, securitization arrangements sponsored by the Company consisted of approximately $77 billion in securitized loan receivables, including $45 billion of home mortgage loans. We retained servicing rights and other beneficial interests related to these securitizations of $575 million, consisting of $138 million in securities, $353 million in servicing assets and $84 million in other retained interests. Related to securitizations, we provided $16 million in liquidity commitments in demand notes and reserve fund balances, and committed to provide up to $32 million in credit enhancements.
      Also, we hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize high-yield corporate debt that had approximately $3 billion in total assets at December 31, 2004. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $950 million at December 31, 2004, primarily representing investments in entities formed to invest in affordable housing. We, however, expect to recover our investment over time through realization of federal low-income housing tax credits.

      For more information on securitizations including sales proceeds and cash flows from securitizations, see Note 21 (Securitizations and Variable Interest Entities) to Financial Statements.
      Home Mortgage, in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Bank, N.A., or an affiliated entity, through an established line of credit and are subject to specified underwriting criteria. At December 31, 2004, the total assets of these mortgage origination joint ventures were approximately $80 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2004, these liquidity commitments totaled $350 million.
      We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers title, escrow, appraisal and other real estate related services. Our merchant services joint venture includes credit card processing and related activities. At December 31, 2004, total assets of our real estate lending and merchant services joint ventures were approximately $520 million.
      When we acquire brokerage, asset management and insurance agencies, the terms of the acquisitions may provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2004, the amount of contingent consideration we expected to pay was not significant to our financial statements.
      As a financial services provider, we routinely commit to extend credit, including loan commitments, standby letters of credit and financial guarantees. A significant portion of commitments to extend credit may expire without being drawn upon. These commitments are subject to the same credit policies and approval process used for our loans. For more information, see Note 6 (Loans and Allowance for Credit Losses) and Note 25 (Guarantees) to Financial Statements.
      In our venture capital and capital markets businesses, we commit to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund these commitments generally depends on the venture capital investment cycle, the period over which privately-held companies are funded by venture capital investors and ultimately taken public through an initial offering. This cycle can vary based on market conditions and the industry in which the companies operate. We expect that many of these investments will become public, or otherwise become liquid, before the balance of unfunded equity commitments is used. At December 31, 2004, these commitments were approximately $685 million. Our other investment commitments, principally affordable housing, civic and other community development initiatives, were approximately $530 million at December 31, 2004. Also, in 2004, we made an irrevocable commitment of $275 million to the Wells Fargo Foundation to fund the Foundation over the next eight to ten years, which resulted in a $217 million charitable contribution expense.

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

Contractual Obligations
In addition to the contractual commitments and arrangements described above, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.

      Table 8 summarizes these contractual obligations at December 31, 2004, except obligations for short-term borrowing arrangements and pension and postretirement benefits plans. More information on these obligations is in Notes 11 (Short-Term Borrowings) and 16 (Employee Benefits and Other Expenses) to Financial Statements. The table also excludes other commitments more fully described under “Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments.”

      We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this report and Note 27 (Derivatives) to Financial Statements for more information.

Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. The Company had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2004, 2003 and 2002.

Table 8: Contractual Obligations

(in millions)	Note(s) to	Less than	1-3	3-5	More than	Indeterminate		Total
	Financial Statements	1 year	years	years	5 years	maturity	(1)

Contractual payments by period:

Deposits	10	$56,279	$5,668	$1,557	$349	$211,005		$274,858
Long-term debt (2)	7, 12	14,586	22,465	16,785	19,744	—		73,580
Operating leases	7	476	730	487	835	—		2,528
Purchase obligations (3)		2,155	176	43	4	—		2,378

Total contractual obligations		$73,496	$29,039	$18,872	$20,932	$211,005		$353,344

(1)	Represents interest- and noninterest-bearing checking, market rate and other savings accounts.
(2)	Includes capital leases of $20 million.
(3)	Represents agreements to purchase goods or services.

Risk Management

Credit Risk Management Process
Our credit risk management process provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, frequent and detailed risk measurement and modeling, extensive credit training programs and a continual loan audit review process. In addition, regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes.

      Managing credit risk is a company-wide process. We have credit policies for all banking and nonbanking operations incurring credit risk with customers or counterparties that provide a consistent, prudent approach to credit risk management. We use detailed tracking and analysis to measure credit performance and exception rates and we routinely review and modify credit policies as appropriate. We have corporate data integrity standards to ensure accurate and complete credit performance reporting. We strive to identify problem loans early and have dedicated, specialized collection and work-out units.

      The Chief Credit Officer, who reports directly to the Chief Executive Officer, provides company-wide credit oversight. Each business unit with direct credit risks has a credit officer and has the primary responsibility for managing its own credit risk. The Chief Credit Officer delegates authority, limits and other requirements to the business units. These delegations are routinely reviewed and amended if there are significant changes in personnel or credit performance. The Chief Credit Officer is actively involved in the Corporate Enterprise Risk Management Committee.

      Our business units and the office of the Chief Credit Officer periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that credit standards are followed. Business units conduct quality assurance reviews to ensure that loans meet portfolio or investor credit standards. Our loan examiners and/or internal auditors also independently review portfolios with credit risk.

      Our primary business focus in middle market commercial and residential real estate, auto and small consumer lending, results in portfolio diversification. We ensure that we use appropriate methods to understand and underwrite risk.
      In our wholesale portfolios, loans are individually underwritten and judgmentally risk rated. They are periodically monitored and prompt corrective actions are taken on deteriorating loans.
      Retail loans are typically underwritten with statistical decision-making tools and are managed throughout their life cycle on a portfolio basis. The Chief Credit Officer establishes corporate standards for model development and validation to ensure sound credit decisions and regulatory compliance.
      Each business unit completes quarterly asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall allowance for credit losses is adequate we conduct periodic stress tests. This includes a portfolio loss simulation model that simulates a range of possible losses for various sub-portfolios assuming various trends in loan quality. We assess loan portfolios for geographic, industry, or other concentrations and develop mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations as we deem necessary.
      We routinely review and evaluate risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits or entire sub-portfolios. We also assess risk for particular industries and specific macroeconomic trends.

NONACCRUAL LOANS AND OTHER ASSETS
Table 9 shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status (1) when the full and timely collection of interest or principal becomes uncertain, (2) when they are 90 days (120 days with respect to real estate 1–4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection) or (3) when part of the principal balance has been charged off. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.

      We expect that the amount of nonaccrual loans will change due to portfolio growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs. The performance of any loan can be affected by external factors, such as economic conditions, or factors particular to a borrower, such as actions of a borrower’s management.
      If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $80 million of interest would have been recorded in 2004, compared with payments of $38 million recorded as interest income.
      Substantially all foreclosed assets at December 31, 2004, have been in the portfolio one year or less.

Table 9: Nonaccrual Loans and Other Assets

(in millions)	December 31				,
	2004	2003	2002	2001	2000

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$345	$592	$796	$827	$739
Other real estate mortgage	229	285	192	210	113
Real estate construction	57	56	93	145	57
Lease financing	68	73	79	163	92

Total commercial and commercial real estate	699	1,006	1,160	1,345	1,001

Consumer:
Real estate 1-4 family first mortgage	386	274	230	205	128
Real estate 1-4 family junior lien mortgage	92	87	49	22	22
Other revolving credit and installment	160	88	48	59	36

Total consumer	638	449	327	286	186

Foreign	21	3	5	9	7

Total nonaccrual loans (1)	1,358	1,458	1,492	1,640	1,194
As a percentage of total loans	.47%	.58%	.78%	.98%	.77%

Foreclosed assets	212	198	195	160	120
Real estate investments (2)	2	6	4	2	27

Total nonaccrual loans and other assets	$1,572	$1,662	$1,691	$1,802	$1,341

As a percentage of total loans	.55%	.66%	.88%	1.08%	.86%

(1)	Includes impaired loans of $309 million, $629 million, $612 million, $823 million and $504 million at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.
(See Notes 1 (Significant Accounting Policies) and 6 (Loans and Allowance for Credit Losses) to Financial Statements for further discussion of impaired loans.)
(2)	Real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.
Real estate investments totaled $4 million, $9 million, $9 million, $24 million and $56 million at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual.

      The total of loans 90 days past due and still accruing was $2,578 million, $2,337 million, $672 million, $698 million and $578 million at December 31, 2004, 2003, 2002, 2001 and 2000, respectively. In 2004 and 2003, the total included $1,820 million and $1,641 million, respectively, in advances pursuant to our servicing agreements to Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. Prior to clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets. Table 10 provides detail by loan category excluding GNMA advances.

Table 10:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA Advances)

(in millions)	December 31					,
	2004	2003	2002	2001	2000

Commercial and commercial real estate:
Commercial	$26	$87	$92	$60	$87
Other real estate mortgage	6	9	7	22	24
Real estate construction	6	6	11	47	12

Total commercial and commercial real estate	38	102	110	129	123

Consumer:
Real estate 1-4 family first mortgage	148	117	104	145	74
Real estate 1-4 family junior lien mortgage	40	29	18	17	18
Credit card	150	134	130	116	95
Other revolving credit and installment	306	271	282	268	235

Total consumer	644	551	534	546	422

Foreign	76	43	28	23	33

Total	$758	$696	$672	$698	$578

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses, which comprises the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We assume that our allowance for credit losses as a percentage of charge-offs and nonperforming loans will change at different points in time based on credit performance, loan mix and collateral values. The analysis of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is presented in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.

      At December 31, 2004, the allowance for loan losses was $3.76 billion, or 1.31% of total loans, compared with $3.89 billion, or 1.54%, at December 31, 2003, and $3.82 billion, or 1.98%, at December 31, 2002. The decrease in the ratio of the allowance for loan losses to total loans was primarily due to significant growth in our consumer real estate portfolio, which inherently has lower losses that emerge over a longer time frame compared with other consumer products. We have historically experienced lower losses on our residential real estate secured consumer loan portfolio. The provision for credit losses totaled $1.72 billion in 2004 and 2003 and $1.68 billion in 2002. Net charge-offs in 2004 were .62% of average total loans, compared with .81% in 2003 and .96% in 2002. Any loan with past due principal or interest that is not both well-secured and in the process of collection generally is charged off (to the extent that it exceeds the fair value of any related collateral) based on loan category after a defined period of time. Also, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

      At December 31, 2004, the reserve for unfunded credit commitments was $188 million, less than 5% of the allowance for credit losses, compared with 3% a year ago.
      We consider the allowance for credit losses of $3.95 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2004. The process for determining the adequacy of the allowance for credit losses is critical to our financial results. It requires difficult, subjective and complex judgments, as a result of the need to make estimates about the effect of matters that are uncertain. (See “Financial Review – Critical Accounting Policies – Allowance for Credit Losses.”) Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable credit losses in relation to the amount reserved. We may need to significantly adjust the allowance for credit losses, considering current factors at the time, including economic conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for credit losses is discussed in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.

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

INTEREST RATE RISK
Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:
•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, earnings will initially decline);
•	assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);
•	short-term and long-term market interest rates may change by different amounts (i.e., the shape of the yield curve may affect new loan yields and funding costs differently); or
•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available for sale portfolio may prepay significantly earlier than anticipated – which could reduce portfolio income). In addition, interest rates may have an indirect impact on loan demand, credit losses, mortgage origination volume, the value of mortgage servicing rights, the value of the pension liability and other sources of earnings.

      We assess interest rate risk by comparing our most likely earnings plan with various earnings models using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, if we assume an increase of 325 basis points in the federal funds rate and an increase of 250 basis points in the 10 year Constant Maturity Treasury Bond yield during the same period, estimated earnings at risk would be approximately 3.0% of our most likely earnings plan for 2005. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation.

      We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The credit risk amount and estimated net fair values of these derivatives as of December 31, 2004 and 2003 are presented in Note 27 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three ways:
•	to convert most of the long-term fixed-rate debt to floating-rate payments by entering into receive-fixed swaps at issuance;
•	to convert the cash flows from selected asset and/or liability instruments/portfolios from fixed to floating payments or vice versa; and
•	to hedge the mortgage origination pipeline, funded mortgage loans and mortgage servicing rights using swaptions, futures, forwards and options.

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
      In scenarios of sustained increases in long-term interest rates, origination fees may decline as refinancing activity slows. In such higher interest rate scenarios, the duration of the servicing portfolio may lengthen. In such circumstances, we may reduce periodic amortization of MSRs, and may recover some or all of the previously established valuation allowance.
      Our MSRs totaled $7.9 billion, net of a valuation allowance of $1.6 billion at December 31, 2004, and $6.9 billion, net of a valuation allowance of $1.9 billion, at December 31, 2003. The weighted-average note rate on the owned servicing portfolio was 5.75% at December 31, 2004, and 5.90% at December 31, 2003. Our MSRs were 1.15% of mortgage loans serviced for others at December 31, 2004 and 2003.

      As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. Under FAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended), these derivative loan commitments are recognized at fair value on the consolidated balance sheet with changes in their fair values recorded as part of income from mortgage banking operations. Consistent with EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, and SEC Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments, we record no value for the loan commitment at inception. Subsequent to inception, we recognize fair value of the derivative loan commitment based on estimated changes in the fair value of the underlying loan that would result from the exercise of that commitment and on changes in the probability that the loan will fund within the terms of the commitment. The value of that loan is affected primarily by changes in interest rates and the passage of time. We also apply a fall-out factor to the valuation of the derivative loan commitment for the probability that the loan will not fund within the terms of the commitments. The value of the MSRs is recognized only after the servicing asset has been contractually separated from the underlying loan by sale or securitization.

      Outstanding derivative loan commitments expose us to the risk that the price of the loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize options, futures and forwards to economically hedge the potential decreases in the values of the loans that could result from the exercise of the loan commitments. We expect that these derivative financial instruments will experience changes in fair value that will offset the changes in fair value of the derivative loan commitments.

MARKET RISK – TRADING ACTIVITIES
From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, loans, foreign exchange transactions, commodity transactions and derivatives—transacted with customers or used to hedge capital market transactions with customers—are carried at fair value.

The Institutional Risk Committee establishes and monitors counterparty risk limits. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2004 and 2003 are included in Note 27 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading business are monitored by Corporate ALCO.

      The standardized approach for monitoring and reporting market risk for the trading activities is the value-at-risk (VAR) metrics complemented with factor analysis and stress testing. Value-at-risk measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VAR at 99% confidence interval based on actual changes in rates and prices over the past 250 days. The analysis captures all financial instruments that are considered trading positions. The average one-day VAR throughout 2004 was $19 million, with a lower bound of $12 million and an upper bound of $57 million.

MARKET RISK – EQUITY MARKETS
We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors. The Board reviews business developments, key risks and historical returns for the private equity investments at least annually. Management reviews these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. At December 31, 2004, private equity investments totaled $1,449 million, compared with $1,714 million at December 31, 2003.

      We also have marketable equity securities in the available for sale investment portfolio, including securities distributed from our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and, in addition, other-than-temporary impairment may be periodically recorded. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength, and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. At December 31, 2004, the fair value of marketable equity securities was $696 million and cost was $507 million, compared with $582 million and $394 million, respectively, at December 31, 2003.

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

      Debt securities in the securities available for sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements. The weighted-average expected remaining maturity of the debt securities within this portfolio was 4.3 years at December 31, 2004. Of the $31.8 billion (cost basis) of debt securities in this portfolio at December 31, 2004, $5.1 billion, or 16%, is expected to mature or be prepaid in 2005 and an additional $4.5 billion, or 14%, in 2006. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations. In 2004, we sold mortgage loans of approximately $230 billion, including securitized home mortgage loans and commercial mortgage loans of approximately $195 billion. The amount of mortgage loans, as well as home equity loans and other consumer loans, available to be sold or securitized totaled approximately $125 billion at December 31, 2004.
      Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits and stockholders’ equity funded 63.1% and 63.3% of average total assets in 2004 and 2003, respectively.
      The remaining assets were funded by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $26.1 billion and $29.9 billion in 2004 and 2003, respectively. Long-term debt, including issuances of trust preferred securities, averaged $67.9 billion and $57.1 billion in 2004 and 2003, respectively.
      We anticipate making capital expenditures of approximately $1.2 billion in 2005 for stores, relocation and remodeling of

Company facilities, and routine replacement of furniture, equipment and servers. We will fund these expenditures from various sources, including retained earnings and borrowings.

      Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding by issuing registered debt, private placements and asset-backed secured funding. Approximately $80 billion of our debt is rated by Moody’s Investors Service as “Aa1” and Fitch, Inc. as “AA,” among the highest ratings given to a financial services company. In September 2003, Moody’s Investors Service raised Wells Fargo Bank, N.A.’s rating to “Aaa,” its highest investment grade, from “Aa1” and raised the Company’s senior debt rating to “Aa1” from “Aa2.” In October 2003, Standard & Poor’s Ratings Service raised the counterparty ratings on the Company to “AA-minus/A-1-plus” from “A-plus/A-1” and the revised outlook for the Company to stable from positive. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants.

PARENT. In March 2003, the Parent registered with the Securities and Exchange Commission (SEC) for issuance of $15.3 billion in senior and subordinated notes and preferred and common securities. In April 2004, the Parent filed a registration statement with the SEC for issuance of an additional $20 billion in senior and subordinated notes, preferred stock and other securities. During 2004, the Parent issued a total of $17.1 billion of senior and subordinated notes and trust preferred securities. At December 31, 2004, the Parent’s remaining issuance capacity under effective registration statements was $11.9 billion. We used the proceeds from securities issued in 2004 for general corporate purposes and expect that the proceeds in the future will also be used for general corporate purposes. The Parent also issues commercial paper and has a $1 billion back-up credit facility. In February 2005, the Parent issued $750 million in senior notes.

WELLS FARGO BANK, N.A. In March 2003, Wells Fargo Bank, N.A. established a $50 billion bank note program under which it may issue up to $20 billion in short-term senior notes outstanding at any time and up to a total of $30 billion in long-term senior and subordinated notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2004, Wells Fargo Bank, N.A. issued $5.9 billion in senior long-term notes. At December 31, 2004, the remaining issuance authority under the long-term portion was $9.0 billion. In January 2005, Wells Fargo Bank, N.A. issued $225 million in senior long-term notes. In addition, not under the bank note program, in February 2005, Wells Fargo Bank, N.A. issued $1.5 billion in subordinated debt.

WELLS FARGO FINANCIAL. In November 2003, Wells Fargo Financial Canada Corporation (WFFCC), a wholly owned Canadian subsidiary of Wells Fargo Financial, Inc. (WFFI), qualified for distribution with the provincial securities exchanges in Canada $1.5 billion (Canadian) of issuance authority. In December 2004, WFFCC amended its existing shelf registration by adding $2.5 billion (Canadian) of issuance authority. During 2004, WFFCC issued $1.1 billion

(Canadian) in senior notes. At December 31, 2004, the remaining issuance capacity for WFFCC was $2.9 billion (Canadian). During 2004, WFFI issued $400 million (Canadian) and $207 million (U.S.) in senior notes as private placements. In 2004, WFFI also entered into a secured borrowing arrangement for $500 million (U.S.). Under the terms of the arrangement, WFFI pledged auto loans as security for the borrowing.

Capital Management

We have an active program for managing stockholder capital. We use capital to fund organic growth, acquire banks and other financial services companies, pay dividends and repurchase our shares. Our objective is to produce above market long-term returns by opportunistically using capital when returns are perceived to be high and issuing/accumulating capital when such costs are perceived to be low.

      From time to time our Board of Directors authorizes the Company to repurchase shares of its common stock. Although we announce when our Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
      Historically, our policy has been to repurchase shares under the “safe harbor” conditions of Rule 10b-18 of the Exchange Act including a limitation on the daily volume of repurchases. In November 2003, the SEC amended Rule 10b-18 to impose an additional daily volume limitation on share repurchases during a pending merger or acquisition in which shares of our stock will constitute some or all of the consideration. Our management may determine that during a pending stock merger or acquisition when the safe harbor would otherwise be available, it is in the Company’s best interest to repurchase shares in excess of this additional daily volume limitation. In such cases, we intend to repurchase shares in compliance with the other conditions of the safe harbor, including the standing daily volume limitation that applies whether or not there is a pending stock merger or acquisition.

      During 2002, the Board of Directors authorized the repurchase of up to 50 million additional shares of our outstanding common stock. In April 2004, the Board authorized the repurchase of up to 25 million shares of common stock. During 2004, we repurchased approximately 38 million shares of our common stock. At December 31, 2004, the total remaining common stock repurchase authority under the 2004 authorization was approximately 13 million shares. In January 2005, the Board authorized the repurchase of up to an additional 25 million shares of common stock. Effective February 22, 2005, the Board amended the PartnerShares® Stock Option Plan to reduce the number of shares available for awards under the plan by 20,000,000 shares. At December 31, 2004, there were 21,194,286 shares available for awards under the plan. (See Note 15 (Common Stock and Stock Plans) for additional information on our broad-based employee stock option plans.)

      Our potential sources of capital include retained earnings, and issuances of common and preferred stock and subordinated debt. In 2004, retained earnings increased $3.6 billion, predominantly as a result of net income of $7.0 billion less dividends of $3.2 billion. In 2004, we issued $1.7 billion of common stock under various employee benefit and director plans and under our dividend reinvestment program. The Parent issued $1.9 billion in subordinated debt and trust preferred securities in 2004.
      The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2004, the Company and each of our covered subsidiary banks were “well capitalized” under regulatory standards. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2003 with 2002

Net income in 2003 was $6.2 billion, or $3.65 per share, compared with $5.7 billion, or $3.32 per share, before the effect of the accounting change related to FAS 142, for 2002. On the same basis, return on average assets (ROA) was 1.64% and return on average common equity (ROE) was

19.36% in 2003, compared with 1.77% and 19.63%, respectively, for 2002.

      Net income in 2003 was $6.2 billion, compared with $5.4 billion in 2002. Diluted earnings per common share were $3.65 in 2003, compared with $3.16 in 2002. ROA was 1.64% and ROE was 19.36% in 2003, compared with 1.69% and 18.68%, respectively, in 2002.

      Net interest income on a taxable-equivalent basis was $16.1 billion in 2003, compared with $14.6 billion in 2002. The 10% increase in net interest income was primarily due to robust loan growth and significantly lower funding costs resulting from strong core deposit growth and lower wholesale funding rates. These factors were partially offset by reduced income from a smaller investment portfolio following the sale, prepayment and maturity of higher yielding mortgage-backed securities. The net interest margin was 5.08% for 2003, compared with 5.53% in 2002. The decrease was primarily due to declining loan yields as new volumes were added to the portfolio at yields below existing loans due to a lower interest rate environment. This was partially offset by significantly reduced funding costs and growth in noninterest-bearing funds.
      Noninterest income was $12.4 billion in 2003, compared with $10.8 billion in 2002. The 15% increase was largely due to higher mortgage banking noninterest income and fee income, including service charges on deposit accounts, credit card fees and charges and fees on loans. Also, the increase reflects net gains from equity investments in 2003, compared with losses in 2002. The increase in noninterest income was partially offset by lower net gains on debt securities in 2003 compared with 2002.
      Mortgage banking noninterest income was $2.5 billion in 2003, compared with $1.7 billion in 2002. Net servicing fees reflected losses of $1.0 billion in 2003, compared with $.7 billion in 2002. The increase in net losses from servicing fees was primarily due to lower average interest rates, which resulted in higher MSRs amortization and an increase to the valuation allowance. The increase in net losses was partially offset by an increase in gross servicing fees due to an 18% growth in the servicing portfolio. Net gains on mortgage loan origination/sales activities increased to $3.0 billion in 2003 from $2.1 billion in 2002, primarily due to higher mortgage origination volume and gains on loan sales. Originations during 2003 grew to $470 billion from $333 billion in 2002.

      Revenue, the sum of net interest income and noninterest income, increased from $25.2 billion in 2002 to $28.4 billion in 2003, or 12%.
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
      The provision for credit losses was $1.72 billion in 2003, compared with $1.68 billion in 2002. During 2003, net charge-offs were .81% of average total loans, compared with .96% during 2002. The allowance for credit losses was $3.89 billion, or 1.54% of total loans, at December 31, 2003, compared with $3.82 billion, or 1.98%, at December 31, 2002.
      At December 31, 2003, total nonaccrual loans were $1.46 billion, or .58% of total loans, compared with $1.49 billion, or .78%, at December 31, 2002. Foreclosed assets were $198 million at December 31, 2003, and $195 million at December 31, 2002.

Factors That May Affect Future Results

We make forward-looking statements in this report and in other reports and proxy statements we file with the SEC. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others.

      Forward-looking statements include:
•	projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;
•	descriptions of plans or objectives of our management for future operations, products or services, including pending acquisitions;
•	forecasts of our future economic performance; and
•	descriptions of assumptions underlying or relating to any of the foregoing.

      In this report, for example, we make forward-looking statements about:
•	the projected funding requirements of the Wells Fargo Foundation over the next eight to ten years and the expected funding sources for the 2004 commitment to the Foundation;
•	the amount of integration expense expected to be incurred in 2005 for the Strong Financial transaction and the pending acquisition of First Community Capital Corporation;
•	the estimated impact of expensing stock options on 2005 earnings per share;
•	the anticipated amount of capital expenditures in 2005 for stores, relocation and remodeling of facilities, and other items;
•	the expected impact of recent accounting standards;
•	future credit losses and nonperforming assets; and
•	future short-term and long-term interest rate levels and their impact on our net interest margin, net income, liquidity and capital.

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

      There are a number of factors—many beyond our control—that could cause results to differ significantly from our expectations. Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report (see, for example, “Balance Sheet Analysis”). Factors relating to the regulation and supervision are described in our Annual Report on Form 10-K for the year ended December 31, 2004. Any factor described in this report or in our 2004 Form 10-K could by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There are also other factors that we have not described in this report or in our 2004 Form 10-K that could cause results to differ from our expectations.

Industry Factors
AS A FINANCIAL SERVICES COMPANY, OUR EARNINGS ARE SIGNIFICANTLY AFFECTED BY GENERAL BUSINESS AND ECONOMIC CONDITIONS.
Our business and earnings are affected by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. For example, an economic downturn, an increase in unemployment, or other events that affect household and/or corporate incomes could decrease the demand for loan and non-loan products and services and increase the number of customers who fail to pay interest or principal on their loans.

      Geopolitical conditions can also affect our earnings. Acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, could affect business and economic conditions in the U.S. and abroad. The terrorist attacks in 2001, for example, caused an immediate decrease in air travel, which affected the airline industry, lodging, gaming and tourism.
      We discuss other business and economic conditions in more detail elsewhere in this report.

THE FISCAL AND MONETARY POLICIES OF THE FEDERAL GOVERNMENT AND ITS AGENCIES SIGNIFICANTLY AFFECT OUR EARNINGS.
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

WE ARE HEAVILY REGULATED BY FEDERAL AND STATE AGENCIES.
The Parent, our subsidiary banks and many of our nonbank subsidiaries are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Also, if we do not comply with laws, regulations or policies, we could receive regulatory sanctions and damage to our reputation. For more information, refer to the “Regulation and Supervision” section of our 2004 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 26 (Regulatory and Agency Capital Requirements) to Financial Statements.

FUTURE LEGISLATION COULD CHANGE OUR COMPETITIVE POSITION.
Legislation is from time to time introduced in the Congress, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any regulations, would have on our financial condition or results of operations.

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

THE PARENT RELIES ON DIVIDENDS FROM ITS SUBSIDIARIES FOR MOST OF ITS REVENUE.
The Parent is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the Parent’s common and preferred stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank and certain of our nonbank subsidiaries may pay to the Parent. Also, the Parent’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. For more information, refer to “Regulation and Supervision – Dividend Restrictions” and “ – Holding Company Structure” in our 2004 Form 10-K.

OUR ACCOUNTING POLICIES AND METHODS ARE KEY TO HOW WE REPORT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THEY MAY REQUIRE MANAGEMENT TO MAKE ESTIMATES ABOUT MATTERS THAT ARE UNCERTAIN.
Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative. Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our significant accounting policies.

      Three accounting policies are critical to presenting our financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the allowance for credit losses, (2) the valuation of mortgage servicing rights, and (3) pension accounting. Because of the uncertainty of estimates about these matters, we cannot provide any assurance that we will not:
•	significantly increase our allowance for credit losses and/or sustain credit losses that are significantly higher than the reserve provided;
•	recognize significant provision for impairment of our mortgage servicing rights; or
•	significantly increase our pension liability.

      For more information, refer in this report to “Critical Accounting Policies,” “Balance Sheet Analysis” and “Risk Management.”

CHANGES IN ACCOUNTING STANDARDS COULD MATERIALLY IMPACT OUR FINANCIAL STATEMENTS.
From time to time the Financial Accounting Standards Board (FASB) changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements.

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

      We must generally receive federal regulatory approval before we can acquire a bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition, and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including the acquiring institution’s record of compliance under the Community Reinvestment Act, and the effectiveness of the acquiring institution in combating money laundering activities. In addition, we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks or branches as a condition to receiving regulatory approval.
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

Additional Information

Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange. The common stock prices in the graphs below were reported on the New York Stock Exchange Composite Transaction Reporting System. The number of holders of record of our common stock was 94,669 at January 31, 2005.

      Our chief executive officer certified to the New York Stock Exchange (NYSE) that, as of May 14, 2004, he was not aware of any violation by the Company of the NYSE’s corporate governance listing standards. The certifications of our chief executive officer and chief financial officer required under Section 302 of the Sarbanes-Oxley Act of 2002 were filed as Exhibits 31(a) and 31(b), respectively, to our 2004 Form 10-K.

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

Controls and Procedures

Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2004, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and the chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2004.

Internal Control over Financial Reporting

Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:
•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the company;
•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and
•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2004 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, management concluded that as of December 31, 2004, the Company’s internal control over financial reporting was effective.

      KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on management’s assessment of the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:

      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Wells Fargo & Company and Subsidiaries (“the Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that Wells Fargo & Company and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Wells Fargo & Company and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 23, 2005 expressed an unqualified opinion on those consolidated financial statements.

San Francisco, California
February 23, 2005

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31		,
	2004	2003	2002

INTEREST INCOME
Trading assets	$145	$156	$169
Securities available for sale	1,883	1,816	2,424
Mortgages held for sale	1,737	3,136	2,450
Loans held for sale	292	251	252
Loans	16,781	13,937	13,045
Other interest income	129	122	119

Total interest income	20,967	19,418	18,459

INTEREST EXPENSE
Deposits	1,827	1,613	1,919
Short-term borrowings	353	322	536
Long-term debt	1,637	1,355	1,404
Guaranteed preferred beneficial interests in Company’s subordinated debentures	—	121	118

Total interest expense	3,817	3,411	3,977

NET INTEREST INCOME	17,150	16,007	14,482
Provision for credit losses	1,717	1,722	1,684

Net interest income after provision for credit losses	15,433	14,285	12,798

NONINTEREST INCOME
Service charges on deposit accounts	2,417	2,297	2,134
Trust and investment fees	2,116	1,937	1,875
Card fees	1,230	1,079	977
Other fees	1,779	1,560	1,372
Mortgage banking	1,860	2,512	1,713
Operating leases	836	937	1,115
Insurance	1,193	1,071	997
Net gains (losses) on debt securities available for sale	(15)	4	293
Net gains (losses) from equity investments	394	55	(327)
Other	1,099	930	618

Total noninterest income	12,909	12,382	10,767

NONINTEREST EXPENSE
Salaries	5,393	4,832	4,383
Incentive compensation	1,807	2,054	1,706
Employee benefits	1,724	1,560	1,283
Equipment	1,236	1,246	1,014
Net occupancy	1,208	1,177	1,102
Operating leases	633	702	802
Other	5,572	5,619	4,421

Total noninterest expense	17,573	17,190	14,711

INCOME BEFORE INCOME TAX EXPENSE AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	10,769	9,477	8,854
Income tax expense	3,755	3,275	3,144

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	7,014	6,202	5,710
Cumulative effect of change in accounting principle	—	—	(276)

NET INCOME	$7,014	$6,202	$5,434

EARNINGS PER COMMON SHARE BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
Earnings per common share	$4.15	$3.69	$3.35
Diluted earnings per common share	4.09	3.65	3.32

EARNINGS PER COMMON SHARE
Earnings per common share	$4.15	$3.69	$3.19
Diluted earnings per common share	4.09	3.65	3.16

DIVIDENDS DECLARED PER COMMON SHARE	$1.86	$1.50	$1.10

Average common shares outstanding	1,692.2	1,681.1	1,701.1
Diluted average common shares outstanding	1,713.4	1,697.5	1,718.0

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

(in millions, except shares)	December 31	,
	2004	2003

ASSETS
Cash and due from banks	$12,903	$15,547
Federal funds sold, securities purchased under resale agreements and other short-term investments	5,020	3,733
Trading assets	9,000	8,919
Securities available for sale	33,717	32,953
Mortgages held for sale	29,723	29,027
Loans held for sale	8,739	7,497

Loans	287,586	253,073
Allowance for loan losses	(3,762)	(3,891)

Net loans	283,824	249,182

Mortgage servicing rights, net	7,901	6,906
Premises and equipment, net	3,850	3,534
Goodwill	10,681	10,371
Other assets	22,491	20,129

Total assets	$427,849	$387,798

LIABILITIES
Noninterest-bearing deposits	$81,082	$74,387
Interest-bearing deposits	193,776	173,140

Total deposits	274,858	247,527
Short-term borrowings	21,962	24,659
Accrued expenses and other liabilities	19,583	17,501
Long-term debt	73,580	63,642

Total liabilities	389,983	353,329

STOCKHOLDERS’ EQUITY
Preferred stock	270	214
Common stock – $1 2/3 par value, authorized 6,000,000,000 shares; issued 1,736,381,025 shares	2,894	2,894
Additional paid-in capital	9,806	9,643
Retained earnings	26,482	22,842
Cumulative other comprehensive income	950	938
Treasury stock – 41,789,388 shares and 38,271,651 shares	(2,247)	(1,833)
Unearned ESOP shares	(289)	(229)

Total stockholders’ equity	37,866	34,469

Total liabilities and stockholders’ equity	$427,849	$387,798

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Number	Preferred	Common	Additional	Retained	Cumulative	Treasury	Unearned	Total
	of common	stock	stock	paid-in	earnings	other	stock	ESOP	stock-
	shares			capital		comprehensive		shares	holders’
						income			equity

BALANCE DECEMBER 31, 2001	1,695,494,997	$218	$2,894	$9,436	$15,966	$752	$(1,937)	$(154)	$27,175

Comprehensive income
Net income – 2002					5,434				5,434
Other comprehensive income, net of tax:
Translation adjustments						1			1
Minimum pension liability adjustment						42			42
Net unrealized gains on securities available for sale and other retained interests						484			484
Net unrealized losses on derivatives and hedging activities						(303)			(303)

Total comprehensive income									5,658
Common stock issued	17,345,078			43	(168)		777		652
Common stock issued for acquisitions	12,017,193			4			531		535
Common stock repurchased	(43,170,943)						(2,033)		(2,033)
Preferred stock (238,000) issued to ESOP		239		17				(256)	—
Preferred stock released to ESOP				(14)				220	206
Preferred stock (205,727) converted to common shares	4,220,182	(206)		12			194		—
Preferred stock dividends					(4)				(4)
Common stock dividends					(1,873)				(1,873)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							3		3

Net change	(9,588,490)	33	—	62	3,389	224	(528)	(36)	3,144

BALANCE DECEMBER 31, 2002	1,685,906,507	251	2,894	9,498	19,355	976	(2,465)	(190)	30,319

Comprehensive income
Net income – 2003					6,202				6,202
Other comprehensive income, net of tax:
Translation adjustments						26			26
Net unrealized losses on securities available for sale and other retained interests						(117)			(117)
Net unrealized gains on derivatives and hedging activities						53			53

Total comprehensive income									6,164
Common stock issued	26,063,731			63	(190)		1,221		1,094
Common stock issued for acquisitions	12,399,597			66			585		651
Common stock repurchased	(30,779,500)						(1,482)		(1,482)
Preferred stock (260,200) issued to ESOP		260		19				(279)	—
Preferred stock released to ESOP				(16)				240	224
Preferred stock (223,660) converted to common shares	4,519,039	(224)		13			211		—
Preferred stock (1,460,000) redeemed		(73)							(73)
Preferred stock dividends					(3)				(3)
Common stock dividends					(2,527)				(2,527)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							97		97
Other, net					5				5

Net change	12,202,867	(37)	—	145	3,487	(38)	632	(39)	4,150

BALANCE DECEMBER 31, 2003	1,698,109,374	214	2,894	9,643	22,842	938	(1,833)	(229)	34,469

Comprehensive income
Net income – 2004					7,014				7,014
Other comprehensive income, net of tax:
Translation adjustments						12			12
Net unrealized losses on securities available for sale and other retained interests						(22)			(22)
Net unrealized gains on derivatives and hedging activities						22			22

Total comprehensive income									7,026
Common stock issued	29,969,653			129	(206)		1,523		1,446
Common stock issued for acquisitions	153,482			1			8		9
Common stock repurchased	(38,172,556)						(2,188)		(2,188)
Preferred stock (321,000) issued to ESOP		321		23				(344)	—
Preferred stock released to ESOP				(19)				284	265
Preferred stock (265,537) converted to common shares	4,531,684	(265)		29			236		—
Common stock dividends					(3,150)				(3,150)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							7		7
Other, net					(18)				(18)

Net change	(3,517,737)	56	—	163	3,640	12	(414)	(60)	3,397

BALANCE DECEMBER 31, 2004	1,694,591,637	$270	$2,894	$9,806	$26,482	$950	$(2,247)	$(289)	$37,866

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31		,
	2004	2003	2002

Cash flows from operating activities:
Net income	$7,014	$6,202	$5,434
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for credit losses	1,717	1,722	1,684
Provision (reversal of provision) for mortgage servicing rights in excess of fair value	(208)	1,092	2,135
Depreciation and amortization	3,449	4,305	4,297
Net gains on securities available for sale	(60)	(62)	(198)
Net gains on mortgage loan origination/sales activities	(539)	(3,019)	(2,086)
Net gains on sales of loans	(11)	(28)	(19)
Net losses on dispositions of premises and equipment	5	46	52
Net losses (gains) on dispositions of operations	15	(29)	(10)
Release of preferred shares to ESOP	265	224	206
Net decrease (increase) in trading assets	(81)	1,248	(3,859)
Net increase in deferred income taxes	432	1,698	305
Net decrease (increase) in accrued interest receivable	(196)	(148)	145
Net increase (decrease) in accrued interest payable	47	(63)	(53)
Originations of mortgages held for sale	(221,978)	(382,335)	(285,052)
Proceeds from sales of mortgages held for sale	230,355	404,207	263,126
Principal collected on mortgages held for sale	1,929	3,136	2,063
Net increase in loans held for sale	(1,331)	(832)	(1,091)
Other assets, net	(2,468)	(5,099)	(4,466)
Other accrued expenses and liabilities, net	1,732	(1,070)	1,929

Net cash provided (used) by operating activities	20,088	31,195	(15,458)

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	6,322	7,357	11,863
Proceeds from prepayments and maturities	8,823	13,152	9,684
Purchases	(16,583)	(25,131)	(7,261)
Net cash paid for acquisitions	(331)	(822)	(588)
Increase in banking subsidiaries’ loan originations, net of collections	(34,320)	(36,235)	(18,992)
Proceeds from sales (including participations) of loans by banking subsidiaries	1,457	1,590	948
Purchases (including participations) of loans by banking subsidiaries	(5,877)	(15,087)	(2,818)
Principal collected on nonbank entities’ loans	17,996	17,638	11,396
Loans originated by nonbank entities	(27,751)	(21,792)	(14,621)
Purchases of loans by nonbank entities	—	(3,682)	—
Proceeds from dispositions of operations	4	34	94
Proceeds from sales of foreclosed assets	419	264	473
Net increase in federal funds sold, securities purchased under resale agreements and other short-term investments	(1,287)	(208)	(789)
Net increase in mortgage servicing rights	(1,389)	(3,875)	(1,492)
Other, net	(520)	3,818	628

Net cash used by investing activities	(53,037)	(62,979)	(11,475)

Cash flows from financing activities:
Net increase in deposits	27,327	28,643	25,050
Net decrease in short-term borrowings	(2,697)	(8,901)	(5,224)
Proceeds from issuance of long-term debt	29,394	29,490	21,711
Repayment of long-term debt	(19,639)	(17,931)	(10,902)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	—	700	450
Proceeds from issuance of common stock	1,271	944	578
Redemption of preferred stock	—	(73)	—
Repurchase of common stock	(2,188)	(1,482)	(2,033)
Payment of cash dividends on preferred and common stock	(3,150)	(2,530)	(1,877)
Other, net	(13)	651	32

Net cash provided by financing activities	30,305	29,511	27,785

Net change in cash and due from banks	(2,644)	(2,273)	852

Cash and due from banks at beginning of year	15,547	17,820	16,968

Cash and due from banks at end of year	$12,903	$15,547	$17,820

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,864	$3,348	$3,924
Income taxes	2,326	2,713	2,789
Noncash investing and financing activities:
Net transfers from loans to mortgages held for sale	11,225	368	439
Net transfers from loans to loans held for sale	—	—	829
Transfers from loans to foreclosed assets	603	411	491

The accompanying notes are an integral part of these statements.

Notes to Financial Statements

Note 1:   Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. In this Annual Report, Wells Fargo & Company and Subsidiaries (consolidated) are called the Company. Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.

      Our accounting and reporting policies conform with generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Management has made significant estimates in several areas, including the allowance for credit losses (Note 6), valuing mortgage servicing rights (Notes 21 and 22) and pension accounting (Note 16). Actual results could differ from those estimates.
      The following is a description of our significant accounting policies.

Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an affiliate, we generally account for the investment using the equity method. If we own less than 20% of an affiliate, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in other comprehensive income. Assets accounted for under the equity or cost method are included in other assets.

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

Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or proprietary trading. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income.

Securities
SECURITIES AVAILABLE FOR SALE  Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at estimated fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative other comprehensive income. We use current quotations, where available, to estimate the fair value of these securities. Where current quotations are not available, we estimate fair value based on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors.

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

      For marketable equity securities, we also consider:
•	the issuer’s financial condition, capital strength, and near-term prospects; and
•	to a lesser degree, our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any.

      For debt securities we also consider:
•	the cause of the price decline – general level of interest rates and broad industry factors or issuer-specific;
•	the issuer’s financial condition and current ability to make future payments in a timely manner;
•	our investment horizon;
•	the issuer’s ability to service debt; and
•	any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action.

      We manage these investments within capital risk limits approved by management and the Board and monitored by the Corporate Asset/Liability Management Committee. We recognize realized gains and losses on the sale of these securities in noninterest income using the specific identification method.

      Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the interest method. As principal repayments are received on securities (i.e. primarily mortgage-backed securities) a pro-rata portion of the unamortized premium or discount is recognized in interest income.

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank stock). We review these assets at least quarterly for possible other-than-temporary impairment. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. These securities are accounted for under the cost or equity method and are included in other assets. We reduce the asset value when we consider declines in value to be other-than-temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.

Mortgages Held for Sale
Mortgages held for sale are stated at the lower of total cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan. These deferred costs and fees are recognized in mortgage banking noninterest income upon sale of the loan.

Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. Direct loan origination costs and fees are deferred at origination of the loan. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income.

Loans
Loans are reported at the principal amount outstanding, net of unearned income, except for purchased loans, which are recorded at fair value on the purchase date. Unearned income includes deferred fees net of deferred direct incremental loan origination costs. We amortize unearned income to interest income, over periods not exceeding the contractual life of the loan, using the interest method.

      From time to time, we pledge loans, primarily 1-4 family mortgage loans, to secure borrowings from the Federal Home Loan Bank.

NONACCRUAL LOANS We generally place loans on nonaccrual status (1) when the full and timely collection of interest or principal becomes uncertain, (2) when they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection) or (3) when part of the principal balance has been charged off. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when part of the principal has been charged off. These loans are entirely charged off when deemed uncollectible or when they reach a defined number of days past due based on loan product, industry practice, country, terms and other factors.

      When we place a loan on nonaccrual status, we reverse the accrued and unpaid interest receivable against interest income and account for the loan on the cash or cost recovery method, until it qualifies for return to accrual status. Generally, we return a loan to accrual status (a) when all delinquent interest and principal becomes current under the terms of the loan agreement or (b) when the loan is both well-secured and in the process of collection and collectibility is no longer doubtful, after a period of demonstrated performance.

IMPAIRED LOANS We assess, account for and disclose as impaired certain nonaccrual commercial loans and commercial real estate mortgage and construction loans that are over $3 million. We consider a loan to be impaired when, based on current information and events, we will probably not be able to collect all amounts due according to the loan contract, including scheduled interest payments.

      When we identify a loan as impaired, we measure the impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases we use the current fair value of the collateral, less selling costs, instead of discounted cash flows.
      If we determine that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), we recognize impairment through an allocated reserve or a charge-off to the allowance.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which comprises the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. Our determination of the allowance, and the resulting provision, is based on judgments and assumptions, including (1) general economic conditions, (2) loan portfolio composition, (3) loan loss experience, (4) management’s evaluation of credit risk relating to pools of loans and individual borrowers, (5) sensitivity analysis and expected loss models and (6) observations from our internal auditors, internal loan review staff or our banking regulators.

Transfers and Servicing of Financial Assets
We account for a transfer of financial assets as a sale when we surrender control of the transferred assets. Servicing rights and other retained interests in the sold assets are recorded by allocating the previously recorded investment between the assets sold and the interest retained based on their relative fair values at the date of transfer. We determine the fair values of servicing rights and other retained interests at the date of transfer using the present value of estimated future cash flows, using assumptions that market participants use in their estimates of values. We use quoted market prices when available to determine the value of other retained interests.

      We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the servicing rights or sell or securitize loans we originate and retain servicing rights. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds.
      To determine the fair value of MSRs, we use a valuation model that calculates the present value of estimated future net servicing income. We use assumptions in the valuation model that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.
      Each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value, in accordance with Statement of Financial Accounting Standards No. 140 (FAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. To evaluate and measure impairment we stratify the portfolio based on certain risk characteristics, including loan type and note rate. If temporary impairment exists, we establish a valuation allowance through a charge to net income for any excess of amortized cost over the current fair value, by risk stratification. If we later determine that all or a portion of the temporary impairment no longer exists for a particular risk stratification, we will reduce the valuation allowance through an increase to net income.
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

      Mortgages held for sale include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards and certain mortgages originated initially for investment and not underwritten to secondary market standards. Net gains and losses on mortgage loan origination/sales activities reflect the periodic evaluation of our portfolios, which are carried at the lower of cost or market value.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.

      Primarily we use the straight-line method of depreciation and amortization. Estimated useful lives range up to 40 years for buildings, up to 10 years for furniture and equipment, and the shorter of the estimated useful life or lease term for leasehold improvements. We amortize capitalized leased assets on a straight-line basis over the lives of the respective leases.

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

Operating Lease Assets
Operating lease rental income for leased assets, generally automobiles, is recognized in other income on a straight-line basis over the lease term. Related depreciation expense is recorded on a straight-line basis over the life of the lease, taking into account the estimated residual value of the leased asset. On a periodic basis, leased assets are reviewed for impairment. Impairment loss is recognized if the carrying amount of leased assets exceeds fair value and is not recoverable. The carrying amount of leased assets is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment. Auto lease receivables are written off when 120 days past due.

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
      The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition closely matches the stable pattern of services provided by our employees over the life of our pension obligation. To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Differences in each year, if any, between expected and actual returns are included in our unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension calculations over the next five years.
      We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the rates available at the measurement date on long-term high-quality fixed-income debt instruments and is reset annually on the measurement date (November 30).

Income Taxes
We file a consolidated federal income tax return and, in certain states, combined state tax returns.

      We determine deferred income tax assets and liabilities using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized subject to management judgment that realization is more likely than not. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable.

Stock-Based Compensation
We have several stock-based employee compensation plans, which are described more fully in Note 15. As permitted by FAS 123, Accounting for Stock-Based Compensation, we have elected to continue applying the intrinsic value method of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, in accounting for stock-based employee compensation plans. Pro forma net income and earnings per common share information is provided below, as if we accounted for employee stock option plans under the fair value method of FAS 123.

(in millions, except per	Year ended December 31			,
share amounts)	2004	2003	2002

Net income, as reported	$7,014	$6,202	$5,434

Add: Stock-based employee compensation expense included in reported net income, net of tax	2	3	3
Less: Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(275)	(198)	(190)

Net income, pro forma	$6,741	$6,007	$5,247

Earnings per common share
As reported	$4.15	$3.69	$3.19
Pro forma	3.99	3.57	3.08
Diluted earnings per common share
As reported	$4.09	$3.65	$3.16
Pro forma	3.93	3.53	3.05

      Total stock-based employee compensation was higher under the fair value method in 2004 compared with 2003. Stock options granted in our February 2004 grant, under our Long-Term Incentive Compensation Plan (the Plan), fully vested upon grant, resulting in full recognition of stock-based compensation expense for the 2004 annual grant under the fair value method in the table on the previous page. Stock options granted in our 2003, 2002 and 2001 annual grants under the Plan vest over a three-year period, and expense reflected in the table for these grants is recognized over the vesting period.

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
      We occasionally purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is measured at fair value with changes in fair value reported in earnings, or (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative does not meet any of these conditions, we separate it from the host contract and carry it at fair value with changes recorded in current period earnings.

Note 2:   Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.

      Effective December 31, 2004, we completed the acquisition of $29 billion in assets under management, comprising $24 billion in mutual fund assets and $5 billion in institutional investment accounts, from Strong Financial Corporation. Other business combinations completed in 2004, 2003 and 2002 were:

      At December 31, 2004, we had two pending business combinations with total assets of approximately $720 million. We expect to complete these transactions by second quarter 2005.

      For information on contingent consideration related to acquisitions, which are considered guarantees, see Note 25.

(in millions)	Date	Assets

2004
Other (1)	Various	$74

2003
Certain assets of Telmark, LLC, Syracuse, New York	February 28	$660
Pacific Northwest Bancorp, Seattle, Washington	October 31	3,245
Two Rivers Corporation, Grand Junction, Colorado	October 31	74
Other (2)	Various	136

		$4,115

2002
Texas Financial Bancorporation, Inc., Minneapolis, Minnesota	February 1	$2,957
Five affiliated banks and related entities of Marquette Bancshares, Inc. located in Minnesota, Wisconsin, Illinois, Iowa and South Dakota	February 1	3,086
Rediscount business of Washington Mutual Bank, FA, Philadelphia, Pennsylvania	March 28	281
Tejas Bancshares, Inc., Amarillo, Texas	April 26	374
Other (3)	Various	94

		$6,792

(1)	Consists of 13 acquisitions of insurance brokerage and payroll services businesses.
(2)	Consists of 14 acquisitions of asset management, commercial real estate brokerage, bankruptcy and insurance brokerage businesses.
(3)	Consists of 6 acquisitions of asset management, securities brokerage and insurance brokerage businesses.

Note 3:   Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposits with the Federal Reserve Banks. The average required reserve balance was $1.2 billion and $1.0 billion in 2004 and 2003, respectively.

      Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. (For further discussion of risk-based capital, see Note 26.)

      Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $1,154 million and $844 million at December 31, 2004 and 2003, respectively, without obtaining prior regulatory approval. In addition, our nonbank subsidiaries could have declared additional dividends of $1,638 million and $1,682 million at December 31, 2004 and 2003, respectively.

Note 4:	Federal Funds Sold, Securities Purchased Under Resale Agreements and Other Short-Term Investments

The table to the right provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

(in millions)	December 31		,
	2004	2003

Federal funds sold and securities purchased under resale agreements	$3,009	$2,081
Interest-earning deposits	1,397	988
Other short-term investments	614	664

Total	$5,020	$3,733

Note 5:   Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 2004 or 2003.

(in millions)	December 31								,
	2004				2003
	Cost	Unrealized	Unrealized	Fair	Cost	Unrealized	Unrealized	Fair
		gross	gross	value		gross	gross	value
		gains	losses			gains	losses

Securities of U.S. Treasury and federal agencies	$1,128	$16	$(4)	$1,140	$1,252	$35	$(1)	$1,286
Securities of U.S. states and political subdivisions	3,429	196	(4)	3,621	3,175	176	(5)	3,346
Mortgage-backed securities:
Federal agencies	20,198	750	(4)	20,944	20,353	799	(22)	21,130
Private collateralized mortgage obligations (1)	4,082	121	(4)	4,199	3,056	106	(8)	3,154

Total mortgage-backed securities	24,280	871	(8)	25,143	23,409	905	(30)	24,284
Other	2,974	157	(14)	3,117	3,285	198	(28)	3,455

Total debt securities	31,811	1,240	(30)	33,021	31,121	1,314	(64)	32,371
Marketable equity securities	507	198	(9)	696	394	188	—	582

Total (2)	$32,318	$1,438	$(39)	$33,717	$31,515	$1,502	$(64)	$32,953

(1)	A majority of private collateralized mortgage obligations are AAA-rated bonds collateralized by 1–4 family residential first mortgages.
(2)	At December 31, 2004, we held no securities of any single issuer (excluding the U.S.Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

         The following table shows the unrealized gross losses and fair value of securities in the securities available for sale portfolio at

December 31, 2004, by length of time that individual securities in each category have been in a continuous loss position.

(in millions)	December 31, 2004
	Less than 12 months		12 months or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	gross	value	gross	value	gross	value
	losses		losses		losses

Securities of U.S. Treasury and federal agencies	$(4)	$304	$—	$—	$(4)	$304
Securities of U.S. states and political subdivisions	(1)	65	(3)	62	(4)	127
Mortgage-backed securities:
Federal agencies	(4)	450	—	—	(4)	450
Private collateralized mortgage obligations	(4)	981	—	—	(4)	981

Total mortgage-backed securities	(8)	1,431	—	—	(8)	1,431
Other	(11)	584	(3)	56	(14)	640

Total debt securities	(24)	2,384	(6)	118	(30)	2,502
Marketable equity securities	(9)	44	—	—	(9)	44

Total	$(33)	$2,428	$(6)	$118	$(39)	$2,546

      We had a limited number of debt securities in a continuous loss position for 12 months or more at December 31, 2004, which consisted of asset-backed securities, bonds and notes. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, and because we have the intent and ability to retain our investment in the issuer for a period of time to allow for any anticipated recovery in market value, no other-than-temporary impairment was recorded at December 31, 2004.

      Securities pledged where the secured party has the right to sell or repledge totaled $2.3 billion at December 31, 2004, and $3.2 billion at December 31, 2003. Securities pledged where the secured party does not have the right to sell or repledge totaled $19.4 billion at December 31, 2004, and $18.6 billion at December 31, 2003, primarily to secure trust and public deposits and for other purposes as required or permitted by law. We have accepted collateral in the form of securities that we have the right to sell or repledge of $2.5 billion at December 31, 2004, and $2.1 billion at December 31, 2003, of which we sold or repledged $1.7 billion and $1.8 billion, respectively.

      The following table shows the realized net gains on the sales of securities from the securities available for sale portfolio, including marketable equity securities.

(in millions)	Year ended December 31			,
	2004	2003	2002

Realized gross gains	$168	$178	$617
Realized gross losses (1)	(108)	(116)	(419)

Realized net gains	$60	$62	$198

(1)	Includes other-than-temporary impairment of $9 million, $50 million and $180 million for 2004, 2003 and 2002, respectively.

      The following table shows the remaining contractual principal maturities and contractual yields of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

(in millions)	December 31, 2004
Total	Weighted	-	Remaining contractual principal maturity
amount	average	After one year	After five years
yield	Within one year	through five years	through ten years	After ten years
Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities of U.S. Treasury and federal agencies	$1,140	3.51%	$278	3.02%	$774	3.47%	$43	4.99%	$45	5.73%
Securities of U.S. states and political subdivisions	3,621	7.20	253	8.10	1,011	7.73	1,020	7.35	1,337	6.51
Mortgage-backed securities:
Federal agencies	20,944	5.80	28	2.79	89	5.55	66	5.72	20,761	5.81
Private collateralized mortgage obligations	4,199	4.98	—	—	3	6.80	4	3.79	4,192	4.98

Total mortgage-backed securities	25,143	5.67	28	2.79	92	5.60	70	5.60	24,953	5.67
Other	3,117	8.42	207	4.63	1,037	8.46	1,115	8.79	758	8.84

ESTIMATED FAIR VALUE OF DEBT SECURITIES (1)	$33,021	6.02%	$766	5.12%	$2,914	6.79%	$2,248	7.97%	$27,093	5.80%

TOTAL COST OF DEBT SECURITIES	$31,811	$645	$2,504	$2,093	$26,569

(1)	The weighted-average yield is computed using the contractual life amortization method.

Note 6:   Loans and Allowance for Credit Losses

A summary of the major categories of loans outstanding is shown in the following table. Outstanding loan balances at December 31, 2004 and 2003, are net of unearned income, including net deferred loan fees, of $3,766 million and $3,430 million, respectively.

      At December 31, 2004 and 2003, we did not have any concentrations greater than 10% of total loans included in any of the following loan categories: commercial loans by industry; commercial real estate loans by state or property type; real estate 1–4 family first and junior lien mortgages by state, except for California, which represented 18% of total loans at December 31, 2004, and 19% of total loans at December 31, 2003; or other revolving credit and installment loans by product type.

(in millions)	December 31					,
	2004	2003	2002	2001	2000

Commercial and commercial real estate:
Commercial	$54,517	$48,729	$47,292	$47,547	$50,518
Other real estate mortgage	29,804	27,592	25,312	24,808	23,972
Real estate construction	9,025	8,209	7,804	7,806	7,715
Lease financing	5,169	4,477	4,085	4,017	4,350

Total commercial and commercial real estate	98,515	89,007	84,493	84,178	86,555

Consumer:
Real estate 1-4 family first mortgage	87,686	83,535	44,119	29,317	19,321
Real estate 1-4 family junior lien mortgage	52,190	36,629	28,147	21,801	17,361
Credit card	10,260	8,351	7,455	6,700	6,616
Other revolving credit and installment	34,725	33,100	26,353	23,502	23,974

Total consumer	184,861	161,615	106,074	81,320	67,272

Foreign	4,210	2,451	1,911	1,598	1,624

Total loans	$287,586	$253,073	$192,478	$167,096	$155,451

      In assessing adequate compensation for the credit risk presented by a customer, we may require collateral. We hold various types of collateral, including accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. Collateral requirements for each customer may vary according to the specific credit underwriting, terms and structure of loans funded immediately or under a commitment to fund at a later date.

      A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer that must be met before we are required to fund the commitment. We use the same credit policies for commitments to extend credit that we use in making loans. For information on standby letters of credit, see Note 25.

      In addition, we manage the potential risk in credit commitments by limiting the total amount of arrangements, both by individual customer and in total, by monitoring the size and maturity structure of these portfolios and by applying the same credit standards for all of our credit activities.

      The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan categories in the following table.

(in millions)	December 31		,
	2004	2003

Commercial and commercial real estate:
Commercial	$59,603	$52,211
Other real estate mortgage	2,788	1,961
Real estate construction	7,164	5,644

Total commercial and commercial real estate	69,555	59,816

Consumer:
Real estate 1-4 family first mortgage	9,009	6,428
Real estate 1-4 family junior lien mortgage	31,396	23,436
Credit card	38,200	24,831
Other revolving credit and installment	15,427	11,219

Total consumer	94,032	65,914

Foreign	407	238

Total loan commitments	$163,994	$125,968

      The allowance for credit losses comprises the allowance for loan losses and the reserve for unfunded credit commitments.

Changes in the allowance for credit losses were:

(in millions)	Year ended December 31				,
	2004	2003	2002	2001	2000

Balance, beginning of year	$3,891	$3,819	$3,717	$3,681	$3,312

Allowances related to business combinations/other	8	69	93	41	265

Provision for credit losses	1,717	1,722	1,684	1,727	1,284

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(424)	(597)	(716)	(692)	(429)
Other real estate mortgage	(25)	(33)	(24)	(32)	(32)
Real estate construction	(5)	(11)	(40)	(37)	(8)
Lease financing	(62)	(41)	(21)	(22)	—

Total commercial and commercial real estate	(516)	(682)	(801)	(783)	(469)

Consumer:
Real estate 1-4 family first mortgage	(53)	(47)	(39)	(40)	(16)
Real estate 1-4 family junior lien mortgage	(107)	(77)	(55)	(36)	(34)
Credit card	(463)	(476)	(407)	(421)	(367)
Other revolving credit and installment	(919)	(827)	(770)	(770)	(623)

Total consumer	(1,542)	(1,427)	(1,271)	(1,267)	(1,040)

Foreign	(143)	(105)	(84)	(78)	(86)

Total loan charge-offs	(2,201)	(2,214)	(2,156)	(2,128)	(1,595)

Loan recoveries:
Commercial and commercial real estate:
Commercial	150	177	162	96	98
Other real estate mortgage	17	11	16	22	13
Real estate construction	6	11	19	3	4
Lease financing	26	8	—	—	—

Total commercial and commercial real estate	199	207	197	121	115

Consumer:
Real estate 1-4 family first mortgage	6	10	8	6	4
Real estate 1-4 family junior lien mortgage	24	13	10	8	14
Credit card	62	50	47	40	39
Other revolving credit and installment	220	196	205	203	213

Total consumer	312	269	270	257	270

Foreign	24	19	14	18	30

Total loan recoveries	535	495	481	396	415

Net loan charge-offs	(1,666)	(1,719)	(1,675)	(1,732)	(1,180)

Balance, end of year	$3,950	$3,891	$3,819	$3,717	$3,681

Components:
Allowance for loan losses	$3,762	$3,891	$3,819	$3,717	$3,681
Reserve for unfunded credit commitments (1)	188	—	—	—	—

Allowance for credit losses	$3,950	$3,891	$3,819	$3,717	$3,681

Net loan charge-offs as a percentage of average total loans	.62%	.81%	.96%	1.10%	.84%

Allowance for loan losses as a percentage of total loans	1.31%	1.54%	1.98%	2.22%	2.37%
Allowance for credit losses as a percentage of total loans	1.37	1.54	1.98	2.22	2.37

(1)	Effective September 30, 2004, we transferred the portion of the allowance for loan losses related to commercial lending commitments and letters of credit to other liabilities.

      We have an established process to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in our portfolio. This process supports an allowance consisting of two components, allocated and unallocated. For the allocated component, we combine estimates of the allowances needed for loans analyzed on a pooled basis and loans analyzed individually (including impaired loans).

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

      We use a standardized loan grading process for wholesale loan portfolios (commercial, commercial real estate, real estate construction and leases) and review larger higher-risk transactions individually. Based on this process, we assign a loss factor to each pool of graded loans. For graded loans with evidence of credit weakness at December 31, 2004, the loss factors are derived from migration models that track loss content associated with actual portfolio movements between loan grades over a specified period of time. For graded loans without evidence of credit weakness at December 31, 2004, we use a combination of our long-term average loss experience and external loss data. In addition, we individually review nonperforming loans over $3 million for impairment based on cash flows or collateral. We include the impairment on nonperforming loans in the allocated allowance unless it has already been recognized as a loss.

      The potential risk from unfunded loan commitments and letters of credit for wholesale loan portfolios is considered along with the loss analysis of loans outstanding. Unfunded commercial loan commitments and letters of credit are converted to a loan equivalent factor as part of the analysis. At December 31, 2004, the reserve for these unfunded credit commitments was $188 million, less than 5% of the allowance for credit losses. At December 31, 2003, 3% of the total allowance for credit losses related to this potential risk.
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
      The ratios of the allocated allowance and the unallocated allowance to the total allowance may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio, including unfunded commitments, at December 31, 2004.
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

      We consider the allowance for credit losses of $3.95 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded commitments, at December 31, 2004.

      Nonaccrual loans were $1,358 million and $1,458 million at December 31, 2004 and 2003, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $2,578 million at December 31, 2004 and $2,337 million at December 31, 2003. The 2004 and 2003 balances included $1,820 million and $1,641 million, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs. Prior to clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets.
      The recorded investment in impaired loans and the methodology used to measure impairment was:

(in millions)	December 31		,
	2004	2003

Impairment measurement based on:
Collateral value method	$183	$386
Discounted cash flow method	126	243

Total (1)	$309	$629

(1)	Includes $107 million and $59 million of impaired loans with a related allowance of $17 million and $8 million at December 31, 2004 and 2003, respectively.

      The average recorded investment in impaired loans during 2004, 2003 and 2002 was $481 million, $668 million and $705 million, respectively.

      All of our impaired loans are on nonaccrual status. When the ultimate collectibility of the total principal of an impaired loan is in doubt, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2004, 2003 and 2002 under the cash basis method was not significant.

Note 7: Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31		,
	2004	2003

Land	$585	$521
Buildings	2,974	2,699
Furniture and equipment	3,110	3,013
Leasehold improvements	1,049	957
Premises and equipment leased under capital leases	60	57

Total premises and equipment	7,778	7,247
Less accumulated depreciation and amortization	3,928	3,713

Net book value, premises and equipment	$3,850	$3,534

Depreciation and amortization expense for premises and equipment was $654 million, $666 million and $599 million in 2004, 2003 and 2002, respectively.

      Net losses on dispositions of premises and equipment, included in noninterest expense, were $5 million, $46 million and $52 million in 2004, 2003 and 2002, respectively.
      We have obligations under a number of noncancelable operating leases for premises (including vacant premises) and equipment. The terms of these leases, including renewal options, are predominantly up to 15 years, with the longest up to 75 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. The future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms greater than one year as of December 31, 2004, were:

(in millions)	Operating leases	Capital leases

Year ended December 31,
2005	$476	$7
2006	398	4
2007	332	2
2008	268	2
2009	219	1
Thereafter	835	15

Total minimum lease payments	$2,528	31

Executory costs		(2)
Amounts representing interest		(9)

Present value of net minimum lease payments		$20

      Operating lease rental expense (predominantly for premises), net of rental income, was $586 million, $574 million and $535 million in 2004, 2003 and 2002, respectively.
      The components of other assets were:

(in millions)	December 31		,
	2004	2003

Nonmarketable equity investments:
Private equity investments	$1,449	$1,714
Federal bank stock	1,713	1,765
All other	2,067	1,542

Total nonmarketable equity investments(1)	5,229	5,021

Operating lease assets	3,642	3,448
Accounts receivable	2,682	2,456
Interest receivable	1,483	1,287
Core deposit intangibles	603	737
Foreclosed assets	212	198
Due from customers on acceptances	170	137
Other	8,470	6,845

Total other assets	$22,491	$20,129

(1)	At December 31, 2004 and 2003, $3.3 billion and $2.8 billion, respectively, of nonmarketable equity investments, including all federal bank stock, were accounted for at cost.

      Income related to nonmarketable equity investments was:

(in millions)	Year ended December 31		,
	2004	2003

Nonmarketable equity investments:
Net gains (losses) from private equity investments	$319	$(3)
Net gains from all other nonmarketable equity investments	33	116

Net gains from nonmarketable equity investments	$352	$113

Note 8: Intangible Assets

The gross carrying amount of intangible assets and accumulated amortization was:

(in millions)	December 31				,
	2004		2003
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount

Amortized intangible assets:
Mortgage servicing rights, before valuation allowance(1)	$18,903	$9,437	$16,459	$7,611
Core deposit intangibles	2,426	1,823	2,426	1,689
Other	567	296	392	273

Total amortized intangible assets	$21,896	$11,556	$19,277	$9,573

Unamortized intangible asset (trademark)	$14		$14

(1)	See Note 22 for additional information on MSRs and the related valuation allowance.

      As of December 31, 2004, the current year and estimated future amortization expense for amortized intangible assets was:

(in millions)	Mortgage	Core	Other	Total
	servicing	deposit
	rights	intangibles

Year ended December 31, 2004	$1,826	$134	$26	$1,986

Estimate for year ended December 31,
2005	$1,828	$123	$51	$2,002
2006	1,413	110	47	1,570
2007	1,115	100	44	1,259
2008	930	92	25	1,047
2009	762	85	23	870

      We based the projections of amortization expense for mortgage servicing rights shown above on existing asset balances and the existing interest rate environment as of December 31, 2004. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions. We based the projections of amortization expense for core deposit intangibles shown above on existing asset balances at December 31, 2004. Future amortization expense may vary based on additional core deposit intangibles acquired through business combinations.

Note 9: Goodwill

The changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis were:

(in millions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company

December 31, 2002	$6,743	$2,667	$343	$9,753
Goodwill from business combinations	545	68	—	613
Foreign currency translation adjustments	—	—	7	7
Goodwill written off related to divested businesses	(2)	—	—	(2)

December 31, 2003	7,286	2,735	350	10,371
Goodwill from business combinations	5	302	—	307
Foreign currency translation adjustments	—	—	3	3

December 31, 2004	$7,291	$3,037	$353	$10,681

      For goodwill impairment testing, enterprise-level goodwill acquired in business combinations is allocated to reporting units based on the relative fair value of assets acquired and recorded in the respective reporting units. Through this allocation, we assigned enterprise-level goodwill to the reporting units that are expected to benefit from the synergies of the combination. We used discounted estimated future net cash flows to evaluate goodwill reported at all reporting units.

      For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments: some is allocated at the enterprise level. See Note 20 for further information on management reporting. The balances of goodwill for management reporting were:

(in millions)	Community	Wholesale	Wells Fargo	Enterprise	Consolidated
	Banking	Banking	Financial		Company

December 31, 2003	$3,439	$785	$350	$5,797	$10,371

December 31, 2004	$3,444	$1,087	$353	$5,797	$10,681

Note 10: Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $55,495 million and $47,322 million at December 31, 2004 and 2003, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits were:

(in millions)	December 31, 2004

2005	$47,937
2006	3,758
2007	1,909
2008	953
2009	604
Thereafter	334

Total	$55,495

      Of those deposits, the amount of time deposits with a denomination of $100,000 or more was $41,851 million and $33,258 million at December 31, 2004 and 2003, respectively. The contractual maturities of these deposits were:

(in millions)	December 31, 2004

Three months or less	$37,990
After three months through six months	778
After six months through twelve months	1,115
After twelve months	1,968

Total	$41,851

Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent the majority of all of our foreign deposit liabilities of $8,533 million and $8,768 million at December 31, 2004 and 2003, respectively.

      Demand deposit overdrafts of $470 million and $655 million were included as loan balances at December 31, 2004 and 2003, respectively.

Note 11: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

      At December 31, 2004, we had $1.09 billion available in lines of credit. These financing arrangements require the maintenance of compensating balances or payment of fees, which were not material.

(in millions)	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate

As of December 31,
Commercial paper and other short-term borrowings	$6,225	2.40%	$6,709	1.26%	$11,109	1.57%

Federal funds purchased and securities sold under agreements to repurchase	15,737	2.04	17,950	.84	22,337	1.08

Total	$21,962	2.14	$24,659	.95	$33,446	1.24

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$10,010	1.56%	$11,506	1.22%	$13,048	1.84%

Federal funds purchased and securities sold under agreements to repurchase	16,120	1.22	18,392	.99	20,230	1.47

Total	$26,130	1.35	$29,898	1.08	$33,278	1.61

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$16,492	N/A	$14,462	N/A	$17,323	N/A

Federal funds purchased and securities sold under agreements to repurchase (2)	22,117	N/A	24,132	N/A	33,647	N/A

N/A – Not applicable.
(1)	Highest month-end balance in each of the last three years was in July 2004, January 2003 and January 2002.
(2)	Highest month-end balance in each of the last three years was in June 2004, April 2003 and January 2002.

Note 12: Long-Term Debt

Following is a summary of long-term debt, based on original maturity, (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

(in millions)			December 31		,
	Maturity	Stated	2004	2003
	date(s)	interest
		rate(s)

Wells Fargo & Company (Parent only)

Senior
Global Notes(1)	2005-2027	2.20-7.65%	$12,970	$9,497
Floating-Rate Notes	2005-2009	Varies	20,155	12,905
Extendable Notes(2)	2005-2009	Varies	5,500	2,999
Equity Linked Notes(3)	2006-2014	Varies	472	297
Convertible Debenture(4)	2033	Varies	3,000	3,000

Total senior debt – Parent			42,097	28,698

Subordinated
Fixed-Rate Notes(1)	2011-2023	4.625-6.65%	4,502	3,280
FixFloat Notes	2012	4.00% through 2006, varies	299	299

Total subordinated debt – Parent			4,801	3,579

Junior Subordinated
Fixed-Rate Notes(1)(5)	2031-2034	5.625-7.00%	3,248	2,732

Total junior subordinated debt – Parent			3,248	2,732

Total long-term debt – Parent			50,146	35,009

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)

Senior
Fixed-Rate Bank Notes(1)	2006-2007	1.50-2.75%	165	210
Floating-Rate Notes	2005-2034	Varies	7,604	9,035
Floating-Rate Federal Home Loan Bank (FHLB) Advances	2005-2011	Varies	1,400	1,075
FHLB Notes and Advances(1)	2012	5.20%	200	3,310
Equity Linked Notes(3)	2005-2014	2.08-5.13%	40	—
Notes payable by subsidiaries	2005-2024	3.132-21.08%	79	79
Other notes and debentures	2005-2013	1.14-3.83%	53	—
Other notes and debentures	2005-2011	Varies	11	11
Obligations of subsidiaries under capital leases (Note 7)			19	7

Total senior debt – WFB, N.A.			9,571	13,727

Subordinated
Fixed-Rate Bank Notes(1)	2011-2013	7.73-9.39%		16
FixFloat Notes(1)	2010	Varies	998	998
Floating-Rate Notes	2011-2013	Varies	—	43
Notes	2010-2011	6.45-7.55%	2,821	2,867
Other notes and debentures	2008-2013	6.00-12.00%	11	—

Total subordinated debt – WFB, N.A.			3,830	3,924

Total long-term debt – WFB, N.A.			13,401	17,651

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)

Senior
Fixed-Rate Notes	2005-2012	1.47-7.60%	5,343	6,969
Floating-Rate Notes	2005-2034	Varies	1,303	1,292

Total long-term debt – WFFI			$6,646	$8,261

(1)	We entered into interest rate swap agreements for a major portion of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average three-month or six-month London Interbank Offered Rate (LIBOR).
(2)	The extendable notes are floating-rate securities with an initial maturity of 13 months, which can be extended on a rolling monthly basis, at the investor’s option, to a final maturity of 5 years.
(3)	These notes are linked to baskets of equities, commodities or equity indices.
(4)	On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In November 2004, we amended the indenture under which the debentures were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion. We then made an irrevocable election under the indenture on December 15, 2004, that upon conversion of the debentures, we must satisfy the accreted value of the obligation (the amount accrued to the benefit of the holder exclusive of the conversion spread) in cash and may satisfy the conversion spread (the excess conversion value over the accreted value) in either cash or stock. We can also redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.
(5)	See Note 13 (Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures).

(continued on following page)

(continued from previous page)
(in millions)			December 31		,
	Maturity	Stated	2004	2003
	date(s)	interest
		rate(s)

Other consolidated subsidiaries

Senior
Fixed-Rate Notes	2005-2031	1.50-6.97%	$93	$150
Floating-Rate FHLB Advances	2008-2009	Varies	500	—
Other notes and debentures – Floating-Rate	2011	Varies	10	10
Other notes and debentures	2005-2016	1.16-3.50%	471	41
Other notes and debentures	2007	Varies	1	5
Obligations of subsidiaries under capital leases (Note 7)			1	18

Total senior debt – Other consolidated subsidiaries			1,076	224

Subordinated
Notes	2008	6.25%	222	228
Notes (1)	2005-2006	6.875-7.31%	889	1,091
Other notes and debentures – Floating-Rate	2005	7.55%	85	85
Other notes and debentures	2005-2008	1.23-11.88%	83	57

Total subordinated debt – Other consolidated subsidiaries			1,279	1,461

Junior Subordinated
Fixed-Rate Notes (5)	2026-2029	7.73-9.875%	865	868
Floating-Rate Notes (5)	2027-2032	Varies	167	168

Total junior subordinated debt – Other consolidated subsidiaries			1,032	1,036

Total long-term debt – Other consolidated subsidiaries			3,387	2,721

Total long-term debt			$73,580	$63,642

      At December 31, 2004, the principal payments, including sinking fund payments, on long-term debt are due as noted:

(in millions)	Parent	Company

2005	$8,149	$14,586
2006	7,358	9,113
2007	10,592	13,352
2008	6,666	9,831
2009	5,928	6,954
Thereafter	11,453	19,744

Total	$50,146	$73,580

      The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
      As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2004, we were in compliance with all the covenants.

Note 13: Guaranteed Preferred Beneficial Interests in Company’s Subordinated Debentures

Effective December 31, 2003, as a result of the adoption of FIN 46R we deconsolidated certain wholly-owned trusts formed for the sole purpose of issuing trust preferred securities (the Trusts). With respect to those Trusts that would otherwise be subject to reporting obligations under SEC rules and regulations, the Parent has provided a full and unconditional guarantee of the trust preferred securities, and the Trusts have no operating histories or independent operations and are not engaged in and do not propose to engage in any other activity.

      Information with respect to the Trusts is summarized in the table to the right and information with respect to the Parent is included in Note 23 (Condensed Consolidating Financial Statements). The trust preferred securities qualified as Tier 1 capital. See Note 26 (Regulatory and Agency Capital Requirements). The junior subordinated debentures held by the Trusts are included in the Company’s long-term debt. See Note 12 (Long-Term Debt). Prior to December 31, 2003, the Trusts were consolidated subsidiaries and the trust preferred securities were included in liabilities in the consolidated balance sheet, as “Guaranteed preferred beneficial interests in Company’s subordinated debentures.”

($ in millions)	December 31		,
	2004	2003

Company’s junior subordinated debentures	$4,280	$3,768

Trust common securities	$129	$113
Trust preferred securities	4,151	3,655

	$4,280	$3,768

Number of Trusts	14	13

Note 14: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization.

      On November 15, 2003, all shares of the Adjustable-Rate Cumulative, Series B, preferred stock were redeemed. Preferred dividends of $3 million and $4 million were declared in 2003 and 2002, respectively.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

All shares of our ESOP Cumulative Convertible Preferred Stock (ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan.
Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50% to 12.50%, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the 401(k) Plan is converted into shares of our common stock based on the stated value of the ESOP Preferred Stock and the then current market price of our common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. We have the option to redeem the ESOP Preferred Stock at any time, in whole or in part, at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends or (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

	Shares issued			Carrying amount
	and outstanding			(in millions)			Adjustable
	December 31		,	December 31		,	dividend rate
	2004	2003		2004	2003		Minimum	Maximum

ESOP Preferred Stock (1):
2004	89,420	—		$90	$—		8.50%	9.50%
2003	60,513	68,238		61	68		8.50	9.50
2002	46,694	53,641		47	54		10.50	11.50
2001	34,279	40,206		34	40		10.50	11.50
2000	24,362	29,492		24	30		11.50	12.50
1999	8,722	11,032		9	11		10.30	11.30
1998	2,985	4,075		3	4		10.75	11.75
1997	2,206	4,081		2	4		9.50	10.50
1996	382	2,927		—	3		8.50	9.50
1995	—	408		—	—		10.00	10.00

Total ESOP Preferred Stock	269,563	214,100		$270	$214

Unearned ESOP shares (2)				$(289)	$(229)

(1)	Liquidation preference $1,000.
(2)	In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 15.

Note 15: Common Stock and Stock Plans

Common Stock

Our reserved, issued and authorized shares of common stock at December 31, 2004, were:

Number of shares

Dividend reinvestment and common stock purchase plans	2,304,973
Director plans	734,684
Stock plans (1)	212,321,072

Total shares reserved	215,360,729
Shares issued	1,736,381,025
Shares not reserved	4,048,258,246

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.

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

Employee Stock Plans

LONG-TERM INCENTIVE PLANS Our stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. We can grant employee stock options with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. Options granted in 2003 and prior generally become fully exercisable over three years from the date of grant. Options granted in 2004 generally vest fully upon grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled.
      Options also may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Options granted in 2004 did not include a reload feature.
      We did not record any compensation expense for the options granted under the plans during 2004, 2003 and 2002, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans at December 31, 2004, was 38,417,959.
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
      In 2004, no restricted shares or restricted share rights were granted. In 2003 and 2002, 61,740 and 81,380 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date per share fair value of $56.05 and $45.47, respectively. At December 31, 2004, 2003 and 2002, there were 448,150, 577,722 and 656,124 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. We recognized total compensation expense for the restricted shares and restricted share rights of $3 million in 2004, $4 million in 2003 and $5 million in 2002.
      For various acquisitions and mergers since 1992, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who were not included in the long-term incentive plans described on the preceding page. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2004, was 74,000,000, including 21,194,286 shares available for grant. The exercise date of options granted under the PartnerShares Plan is the earlier of (1) five years after the date of grant or (2) when the quoted market price of the stock reaches a predetermined price. These options generally expire ten years after the date of grant. Because the exercise price of each PartnerShares grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we do not recognize any compensation expense.

      The following table summarizes stock option activity and related information for the three years ended December 31, 2004.

	Director Plans		Long-Term Incentive Plans		Broad-Based Plans
	Number	Weighted-average	Number	Weighted-average	Number	Weighted-average
		exercise price		exercise price		exercise price

Options outstanding as of December 31, 2001	312,916	$34.69	81,929,268	$37.23	45,414,315	$39.23

2002:
Granted	44,786	50.22	23,790,286 (1)	46.99	18,015,150	50.46
Canceled	—	—	(1,539,244)	45.36	(10,092,056)	42.15
Exercised	(8,594)	30.56	(10,873,465)	30.62	(3,249,213)	30.54
Acquisitions	—	—	72,892	31.33	—	—

Options outstanding as of December 31, 2002	349,108	36.78	93,379,737	40.35	50,088,196	43.25

2003:
Granted	62,346	47.22	23,052,384 (1)	46.04	—	—
Canceled	—	—	(1,529,868)	46.76	(4,293,930)	46.85
Exercised	(59,707)	26.90	(13,884,561)	31.96	(6,408,797)	34.09
Acquisitions	4,769	31.42	889,842	25.89	—	—

Options outstanding as of December 31, 2003	356,516	40.19	101,907,534	42.56	39,385,469	44.35

2004:
Granted	50,960	56.39	21,983,690 (1)	57.41	—	—
Canceled	—	—	(1,241,637)	48.06	(2,895,200)	48.26
Exercised	(21,427)	18.81	(18,574,660)	37.89	(3,792,605)	34.84

Options outstanding as of December 31, 2004	386,049	$43.51	104,074,927	$46.46	32,697,664	$45.10

Outstanding options exercisable as of:
December 31, 2002	349,108	$36.78	54,429,329	$36.94	9,174,196	$31.35
December 31, 2003	353,131	40.08	63,257,541	40.33	12,063,244	35.21
December 31, 2004	386,049	43.51	84,702,073	46.64	8,590,539	35.99

(1)	Includes 4,909,864, 2,311,824 and 2,860,926 reload grants at December 31, 2004, 2003 and 2002, respectively.

      The following table presents the weighted-average per share fair value of options granted estimated using a Black-Scholes option-pricing model and the weighted-average assumptions used.

	2004	2003	2002

Per share fair value of options granted:
Director Plans	$9.34	$9.59	$13.45
Long-Term Incentive Plans	9.32	9.48	12.34
Broad-Based Plans	—	—	15.62
Expected life (years)	4.4	4.3	5.0
Expected volatility	23.8%	29.2%	31.6%
Risk-free interest rate	2.9	2.5	4.6
Expected annual dividend yield	3.4	2.9	2.4

      This table is a summary of our stock option plans described on the preceding page.

	December 31, 2004
	Options outstanding			Options exercisable
Range of exercise prices	Number	Weighted-average	Weighted-average	Number	Weighted-average
		exercise price	remaining contractual		exercise price
			life (in yrs.)

Director Plans
$7.84-$13.48	3,210	$10.80	1.01	3,210	$10.80
$13.49-$16.00	12,530	15.49	.64	12,530	15.49
$16.01-$25.04	40,796	22.08	.93	40,796	22.08
$25.05-$38.29	44,620	32.92	2.86	44,620	32.92
$38.30-$51.00	211,733	46.53	6.62	211,733	46.53
$51.01-$69.01	73,160	59.43	7.75	73,160	59.43

Long-Term Incentive Plans
$3.37-$5.06	51,412	$4.22	5.10	51,412	$4.22
$5.07-$7.60	4,366	5.84	21.02	4,366	5.84
$11.42-$17.13	424,485	15.72	1.09	334,485	15.48
$17.14-$25.71	121,589	23.26	3.21	121,589	23.26
$25.72-$38.58	21,690,735	34.18	3.94	21,476,235	34.17
$38.59-$71.30	81,782,340	49.94	7.05	62,713,986	51.16

Broad-based Plans
$16.56	429,482	$16.56	1.56	429,482	$16.56
$24.85-$37.81	7,041,357	35.29	3.41	7,041,357	35.29
$37.82-$46.50	13,584,200	46.46	5.85	738,150	46.48
$46.51-$51.15	11,642,625	50.50	7.22	381,550	50.50

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

      The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

(in millions, except shares)	Shares outstanding				Dividends paid
	December 31			,	Year ended December 31			,
	2004	2003	2002		2004	2003	2002

Allocated shares (common)	33,921,758	31,927,982	29,421,521		$61	$46	$31
Unreleased shares (preferred)	269,563	214,100	177,560		32	26	24

Fair value of unearned ESOP shares	$270	$214	$178

Deferred Compensation Plan for Independent Sales Agents

WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates.
The plan, which became effective January 1, 2002, allows participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed the deferred compensation obligations of WF Deferred Compensation Holdings, Inc. under the plan.

Note 16: Employee Benefits and Other Expenses

Employee Benefits

We sponsor noncontributory qualified defined benefit retirement plans including the Cash Balance Plan. The Cash Balance Plan is an active plan that covers eligible employees (except employees of certain subsidiaries).
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
      Although we were not required to make a minimum contribution in 2004 for our Cash Balance Plan, we funded the maximum amount deductible under the Internal Revenue Code, or $535 million. The total amount contributed for our pension plans was $580 million. We expect that we will not be required to make a minimum contribution in 2005 for the Cash Balance Plan. The maximum contribution amount in 2005 for the Cash Balance Plan depends on several factors, including the finalization of participant data. Our decision on how much to contribute, if any, depends on other factors, including the actual investment performance of plan assets. Given these uncertainties, we cannot at this time reliably estimate the maximum deductible contribution or the amount that we will contribute in 2005 to the Cash Balance Plan. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2005, which equals the benefits paid under the plans. In 2004, we paid $70 million in benefits for the postretirement plans, which included $26 million in retiree contributions, and $25 million for the unfunded pension plans.

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
      At the end of 2004, we committed to make a special contribution in shares of Wells Fargo common stock to the 401(k) Plan for eligible team members, equaling 1% of a team member’s pay, up to a maximum of $750, resulting in an additional $44 million in employee benefits expense.
      Expenses for defined contribution retirement plans were $356 million, $257 million and $248 million in 2004, 2003 and 2002, respectively.
      We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
      The information set forth in the following tables is based on current actuarial reports using the measurement date of November 30 for our pension and postretirement benefit plans.

      The changes in the projected benefit obligation during 2004 and 2003 and the amounts included in the Consolidated Balance Sheet at December 31, 2004 and 2003, were:

(in millions)	December 31						,
	2004			2003
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Projected benefit obligation at beginning of year	$3,387	$202	$698	$3,055	$215	$619
Service cost	170	23	17	164	22	15
Interest cost	215	13	43	209	14	42
Plan participants’ contributions	—	—	26	—	—	20
Amendments	(54)	(12)	(1)	17	—	—
Actuarial gain (loss)	296	27	37	150	(31)	66
Benefits paid	(240)	(25)	(70)	(213)	(18)	(65)
Foreign exchange impact	3	—	1	5	—	1

Projected benefit obligation at end of year	$3,777	$228	$751	$3,387	$202	$698

      The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31						,
	2004			2003
	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	6.0%		6.0%	6.5%		6.5%
Rate of compensation increase	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The accumulated benefit obligation for the defined benefit pension plans was $3,786 million and $3,366 million at December 31, 2004 and 2003, respectively.

      The changes in the fair value of plan assets during 2004 and 2003 were:

(in millions)	Year ended December 31						,
	2004			2003
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Fair value of plan assets at beginning of year	$3,690	$—	$272	$3,090	$—	$213
Actual return on plan assets	450	—	27	445	—	26
Employer contribution	555	25	74	365	18	79
Plan participants’ contributions	—	—	26	—	—	19
Benefits paid	(240)	(25)	(70)	(213)	(18)	(65)
Foreign exchange impact	2	—	—	3	—	—

Fair value of plan assets at end of year	$4,457	$—	$329	$3,690	$—	$272

      We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the Cash Balance Plan’s asset allocation for a target mix range of 40-70% equities, 20-50% fixed income, and approximately 10% in real estate, venture capital and other investments. The target ranges employ a Tactical

Asset Allocation overlay, which is designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of the Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

      The weighted-average allocation of plan assets was:

	Percentage of plan assets at December 31			,
	2004		2003
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets	assets	plan assets

Equity securities	63%	51%	66%	49%
Debt securities	33	46	31	46
Real estate	3	1	2	1
Other	1	2	1	4

Total	100%	100%	100%	100%

      This table reconciles the funded status of the plans to the amounts included in the Consolidated Balance Sheet.

(in millions)	December 31					,
	2004			2003
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Funded status (1)	$680	$(228)	$(422)	$303	$(202)	$(426)
Employer contributions in December	—	1	5	—	2	7
Unrecognized net actuarial loss	647	25	158	523	1	128
Unrecognized net transition asset	—	—	3	(1)	—	4
Unrecognized prior service cost	(67)	(20)	(8)	(13)	(8)	(9)

Accrued benefit income (cost)	$1,260	$(222)	$(264)	$812	$(207)	$(296)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,260	$—	$—	$812	$—	$—
Accrued benefit liability	—	(223)	(264)	(2)	(209)	(296)
Intangible asset	—	—	—	1	—	—
Accumulated other comprehensive income	—	1	—	1	2	—

Accrued benefit income (cost)	$1,260	$(222)	$(264)	$812	$(207)	$(296)

(1)	Fair value of plan assets at year end less benefit obligation at year end.

      The table to the right provides information for pension plans with benefit obligations in excess of plan assets, which are substantially due to our nonqualified pension plans.

(in millions)	December 31		,
	2004	2003

Projected benefit obligation	$294	$240
Accumulated benefit obligation	247	207
Fair value of plan assets	55	28

      The net periodic benefit cost was:

(in millions)	Year ended December 31								,
	2004			2003			2002
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$170	$23	$17	$164	$22	$15	$154	$20	$14
Interest cost	215	13	43	209	14	42	202	14	40
Expected return on plan assets	(327)	—	(23)	(275)	—	(18)	(244)	—	(19)
Recognized net actuarial loss (gain) (1)	51	1	2	85	7	(3)	2	7	(7)
Amortization of prior service cost	(1)	(1)	(1)	16	—	(1)	(1)	(1)	(1)
Amortization of unrecognized transition asset	—	—	—	—	—	1	(1)	—	—
Settlement	(2)	2	—	—	—	—	—	—	—

Net periodic benefit cost	$106	$38	$38	$199	$43	$36	$112	$40	$27

(1)	Net actuarial loss (gain) is generally amortized over five years.

      The weighted-average assumptions used to determine the net periodic benefit cost were:

	Year ended December 31									,
	2004			2003			2002
	Pension		Other	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	6.5%		6.5%	7.0%		7.0%	7.5%		7.5%
Expected return on plan assets	9.0		9.0	9.0		9.0	9.0		9.0
Rate of compensation increase	4.0		—	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The long-term rate of return assumptions above were derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (i.e., large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.

      To account for postretirement health care plans we use a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of 10.5% for health care costs for 2005. The rate of average annual increases is assumed to trend down 1% each year between 2005 and 2010. By 2010 and thereafter, we assumed rates of 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2004, by $64 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2004 by $6 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2004, by $57 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2004 by $5 million.

      The investment strategy for the postretirement plans is maintained separate from the strategy for the pension plans. The general target asset mix is 55-65% equities and 35-45% fixed income. In addition, the Retiree Medical Plan VEBA considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of the postretirement plans on a quarterly basis.

      Future benefits, reflecting expected future service that we expect to pay under the pension and other benefit plans were:

(in millions)	Pension benefits		Other
	Qualified	Non-qualified	benefits

Year ended December 31,

2005	$221	$23	$44
2006	225	23	47
2007	228	23	50
2008	237	23	53
2009	241	24	56
2010-2014	1,278	103	310

Other Expenses

Expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31			,
	2004	2003	2002

Outside professional services	$669	$509	$445
Contract services	626	866	546
Advertising and promotion	459	392	327
Travel and entertainment	442	389	337
Outside data processing	418	404	350
Telecommunications	296	343	347
Postage	269	336	256

Note 17: Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31			,
	2004	2003	2002

Current:
Federal	$2,815	$1,298	$2,529
State and local	354	165	273
Foreign	154	114	37

	3,323	1,577	2,839

Deferred:
Federal	379	1,492	268
State and local	53	206	37

	432	1,698	305

Total	$3,755	$3,275	$3,144

      The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $175 million, $148 million and $73 million for 2004, 2003 and 2002, respectively.

      We had a net deferred tax liability of $4,940 million and $4,517 million at December 31, 2004 and 2003, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities are presented in the table to the right.
      We have determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. Our conclusion that it is “more likely than not” that the deferred tax assets will be realized is based on federal taxable income in excess of $13 billion in the carry-back period, substantial state taxable income in the carry-back period, as well as a history of growth in earnings.

      The deferred tax liability related to 2004, 2003 or 2002 unrealized gains and losses on securities available for sale along with the deferred tax liability related to derivative and hedging activities for 2004 and 2003, had no effect on income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

(in millions)	December 31		,
	2004	2003

Deferred Tax Assets
Allowance for loan losses	$1,430	$1,479
Net tax-deferred expenses	217	567
Other	402	102

Total deferred tax assets	2,049	2,148

Deferred Tax Liabilities
Core deposit intangibles	188	251
Leasing	2,461	2,225
Mark to market	448	1,026
Mortgage servicing	2,848	2,206
FAS 115 adjustment	535	559
FAS 133 adjustment	23	8
Other	486	390

Total deferred tax liabilities	6,989	6,665

Net Deferred Tax Liability	$4,940	$4,517

      On October 22, 2004, Congress passed the American Jobs Creation Act of 2004, which creates a temporary incentive for U.S. multinationals to repatriate accumulated income earned abroad by providing an 85% dividends-received deduction on certain dividends from controlled foreign corporations. To qualify for the deduction, the dividends must be reinvested in the U.S. in accordance with a qualified plan adopted by a company’s CEO and Board of Directors. We have completed our evaluation of the repatriation provisions and we do not anticipate that the potential income tax effects of any repatriation will have a material effect on our financial statements.

      The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.

(in millions)	Year ended December 31					,
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$3,769	35.0%	$3,317	35.0%	$3,100	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	265	2.5	241	2.5	201	2.3
Tax-exempt income and tax credits	(224)	(2.1)	(161)	(1.7)	(122)	(1.4)
Donations of appreciated securities	—	—	(90)	(.9)	—	—
Other	(55)	(.5)	(32)	(.3)	(35)	(.4)

Effective income tax expense and rate	$3,755	34.9%	$3,275	34.6%	$3,144	35.5%

Note 18: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.

At December 31, 2004, 2003 and 2002, options to purchase 3.3 million, 4.4 million and 35.9 million shares, respectively, were outstanding but not included in the calculation of earnings per share because the exercise price was higher than the market price, and therefore they were antidilutive.

(in millions, except per share amounts)	Year ended December 31		,
	2004	2003	2002

Net income before effect of change in accounting principle	$7,014	$6,202	$5,710
Less: Preferred stock dividends	—	3	4

Net income applicable to common stock before effect of change in accounting principle (numerator)	7,014	6,199	5,706
Cumulative effect of change in accounting principle (numerator)	—	—	(276)

Net income applicable to common stock (numerator)	$7,014	$6,199	$5,430

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	1,692.2	1,681.1	1,701.1

Per share before effect of change in accounting principle	$4.15	$3.69	$3.35
Per share effect of change in accounting principle	—	—	(.16)

Per share	$4.15	$3.69	$3.19

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	1,692.2	1,681.1	1,701.1
Add: Stock options	20.8	16.0	16.6
Restricted share rights	.4	.4	.3

Diluted average common shares outstanding (denominator)	1,713.4	1,697.5	1,718.0

Per share before effect of change in accounting principle	$4.09	$3.65	$3.32
Per share effect of change in accounting principle	—	—	(.16)

Per share	$4.09	$3.65	$3.16

Note 19: Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Year ended December 31								,
	2004			2003			2002
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	effect	tax	tax	effect	tax	tax	effect	tax

Translation adjustments	$20	$8	$12	$42	$16	$26	$1	$—	$1

Minimum pension liability adjustment	—	—	—	—	—	—	68	26	42

Securities available for sale and other retained interests:
Net unrealized gains (losses) arising during the year	35	12	23	(117)	(42)	(75)	414	159	255
Reclassification of net losses (gains) included in net income	(72)	(27)	(45)	(68)	(26)	(42)	369	140	229

Net unrealized gains (losses) arising during the year	(37)	(15)	(22)	(185)	(68)	(117)	783	299	484

Derivatives and hedging activities:
Net unrealized losses arising during the year	(376)	(137)	(239)	(1,629)	(603)	(1,026)	(800)	(297)	(503)
Reclassification of net losses on cash flow hedges included in net income	413	152	261	1,707	628	1,079	318	118	200

Net unrealized gains (losses) arising during the year	37	15	22	78	25	53	(482)	(179)	(303)

Other comprehensive income	$20	$8	$12	$(65)	$(27)	$(38)	$370	$146	$224

Cumulative other comprehensive income balances were:

(in millions)	Translation	Minimum pension	Net unrealized	Net unrealized	Cumulative other
	adjustments	liability adjustment	gains (losses) on	gains (losses) on	comprehensive income
			securities and other	derivatives and other
			retained interests	hedging activities

Balance, December 31, 2001	$(15)	$(42)	$546	$263	$752

Net change	1	42	484	(303)	224

Balance, December 31, 2002	(14)	—	1,030	(40)	976

Net change	26	—	(117)	53	(38)

Balance, December 31, 2003	12	—	913	13	938

Net change	12	—	(22)	22	12

Balance, December 31, 2004	$24	$—	$891	$35	$950

Note 20: Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. In that case, results for prior periods would be restated for comparability.

      The Community Banking Group offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $10 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance, securities brokerage through affiliates and venture capital financing. These products and services include the Wells Fargo Funds®, a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (auto, recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs), time deposits and debit cards.

      Community Banking serves customers through a wide range of channels, which include traditional banking stores, in-store banking centers, business centers and ATMs. Also, Phone BankSM centers and the National Business Banking Center provide 24-hour telephone service. Online banking services include single sign-on to online banking, bill pay and brokerage, as well as online banking for small business.

      The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, online/electronic products such as the CEO® (Commercial Electronic Office®) portal, insurance brokerage services and investment banking services. Wholesale Banking manages and administers institutional investments and mutual funds, including the Wells Fargo Funds. Upon the second quarter 2005 merger of the Wells Fargo Funds and certain funds acquired in the Strong Financial transaction, we will rename our mutual fund family the Wells Fargo Advantage FundsSM. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.

      Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct consumer and real estate loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States and in Canada, Latin America, the Caribbean, Guam and Saipan. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States, Canada and Puerto Rico. Wells Fargo Financial also provides credit cards and lease and other commercial financing.

      The “Other” Column consists of Corporate level investment activities and balances and unallocated goodwill held at the enterprise level. This column also includes separately identified transactions recorded at the enterprise level for management reporting.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Other (2)	Consolidated
	Banking	Banking	Financial		Company

2004
Net interest income (1)	$12,153	$2,209	$2,793	$(5)	$17,150
Provision for credit losses	858	62	797	—	1,717
Noninterest income	9,360	3,070	385	94	12,909
Noninterest expense	13,077	2,728	1,590	178	17,573

Income (loss) before income tax expense (benefit)	7,578	2,489	791	(89)	10,769
Income tax expense (benefit)	2,611	890	284	(30)	3,755

Net income (loss)	$4,967	$1,599	$507	$(59)	$7,014

2003
Net interest income (1)	$11,495	$2,228	$2,311	$(27)	$16,007
Provision for credit losses	892	177	623	30	1,722
Noninterest income	9,218	2,766	378	20	12,382
Noninterest expense	13,214	2,579	1,343	54	17,190

Income (loss) before income tax expense (benefit)	6,607	2,238	723	(91)	9,477
Income tax expense (benefit)	2,243	792	272	(32)	3,275

Net income (loss)	$4,364	$1,446	$451	$(59)	$6,202

2002
Net interest income (1)	$10,372	$2,257	$1,866	$(13)	$14,482
Provision for credit losses	865	278	541	—	1,684
Noninterest income	8,085	2,316	354	12	10,767
Noninterest expense	11,241	2,367	1,099	4	14,711

Income (loss) before income tax expense (benefit) and effect of change in accounting principle	6,351	1,928	580	(5)	8,854
Income tax expense (benefit)	2,235	692	220	(3)	3,144

Net income (loss) before effect of change in accounting principle	4,116	1,236	360	(2)	5,710
Cumulative effect of change in accounting principle	—	(98)	(178)	—	(276)

Net income (loss)	$4,116	$1,138	$182	$(2)	$5,434

2004
Average loans	$187.0	$53.1	$29.5	$—	$269.6
Average assets	295.8	77.6	31.2	6.0	410.6
Average core deposits	197.8	25.5	.1	—	223.4

2003
Average loans	$143.2	$49.5	$20.4	$—	$213.1
Average assets	273.5	75.8	22.2	6.1	377.6
Average core deposits	184.6	22.3	.1	—	207.0

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides the other segments.
(2)	The reconciling items for revenue (net interest income plus noninterest income) and net income principally related to Corporate level equity investment activities and other separately identified transactions recorded at the enterprise level for management reporting, including, in 2004, a $176 million loss on debt extinguishment and, in 2003, a $30 million non-recurring loss on sale of a sub-prime credit card portfolio and $51 million of other charges related to employee benefits and software. Average assets principally comprise unallocated goodwill held at the enterprise level.

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

      We recognized gains of $379 million from sales of financial assets in securitizations in 2004 and $393 million in 2003. Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31				,
	2004		2003
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets

Sales proceeds from securitizations	$33,550	$—	$23,870	$132
Servicing fees	88	—	60	8
Cash flows on other retained interests	138	11	137	9

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

      For securitizations completed in 2004 and 2003, we used the following assumptions to determine the fair value of mortgage servicing rights and other retained interests at the date of securitization.

	Mortgage		Other retained
	servicing rights		interests
	2004	2003	2004	2003

Prepayment speed (annual CPR (1))(2)	16.8%	15.1%	14.9%	18.0%
Life (in years) (2)	4.9	5.6	3.9	4.3
Discount rate (2)	9.9%	8.1%	10.3%	11.6%

(1)	Constant prepayment rate
(2)	Represents weighted averages for all retained interests resulting from securitizations completed in 2004 and 2003.

      In 2004, we retained some AAA-rated floating-rate mortgage-backed securities. The fair value at the date of securitization was determined using quoted market prices. The implied CPR, life, and discount spread to LIBOR curve at the date of securitization is presented in the following table.

Retained interest – AAA
mortgage-backed securities
2004

Prepayment speed (annual CPR)	34.8%
Life (in years)	2.2
Discount spread to LIBOR (1) curve	.32%

(1)	London Interbank Offered Rate

      At December 31, 2004, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights, both purchased and retained, and other retained interests related to residential mortgage loan securitizations to immediate adverse changes in those assumptions are presented in the table below.

($ in millions)	Mortgage	Other retained
	servicing rights	interests

Fair value of retained interests	$7,911	$134
Expected weighted-average life (in years)	4.6	3.1

Prepayment speed assumption (annual CPR)	16.1%	19.6%
Decrease in fair value from 10% adverse change	$358	$6
Decrease in fair value from 25% adverse change	822	14

Discount rate assumption	10.2%	10.5%
Decrease in fair value from 100 basis point adverse change	$265	$4
Decrease in fair value from 200 basis point adverse change	513	8

      At December 31, 2004, key economic assumptions and the sensitivity of the current fair value of the AAA-rated floating-rate mortgage-backed securities related to residential mortgage loan securitizations to immediate adverse changes in those assumptions are presented in the table on the next page. The fair value of these securities was determined using quoted market prices.

($ in millions)	Retained
interest – AAA
mortgage-
backed
securities

Fair value of retained interests	$928
Expected weighted-average life (in years)	1.7

Prepayment speed assumption (annual CPR)	42.2%
Decrease in fair value from 10% adverse change	$—
Decrease in fair value from 25% adverse change	1

Discount spread to LIBOR curve assumption	.40%
Decrease in fair value from 10 basis point adverse change	$2
Decrease in fair value from 20 basis point adverse change	3

      The sensitivities in the previous tables are hypothetical and should be used with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the previous tables, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

      This table presents information about the principal balances of managed and securitized loans.

(in millions)	December 31,						Year ended December 31,
	Total loans		(1)	Delinquent loans		(2)	Net charge-offs (recoveries		)
	2004	2003		2004	2003		2004	2003

Commercial and commercial real estate:
Commercial	$54,517	$48,729		$371	$679		$274	$420
Other real estate mortgage	59,910	50,963		370	480		32	30
Real estate construction	9,025	8,209		63	62		(1)	—
Lease financing	5,169	4,477		68	73		36	33

Total commercial and commercial real estate	128,621	112,378		872	1,294		341	483

Consumer:
Real estate 1-4 family first mortgage	132,703	136,137		724	671		47	37
Real estate 1-4 family junior lien mortgage	52,190	36,629		132	118		83	64
Credit card	10,260	8,351		150	135		401	426
Other revolving credit and installment	43,744	41,249		476	414		699	641

Total consumer	238,897	222,366		1,482	1,338		1,230	1,168

Foreign	4,527	2,728		99	8		122	88

Total loans managed and securitized	$372,045	$337,472		$2,453	$2,640		$1,693	$1,739

Less:
Sold or securitized loans	45,997	47,875
Mortgages held for sale	29,723	29,027
Loans held for sale	8,739	7,497

Total loans held	$287,586	$253,073

(1)	Represents loans on the balance sheet or that have been securitized, but excludes securitized loans that we continue to service but as to which we have no other continuing involvement.
(2)	Includes nonaccrual loans and loans 90 days or more past due and still accruing.

      We are a variable interest holder in certain special-purpose entities that are consolidated because we absorb a majority of each entity’s expected losses, receive a majority of each entity’s expected returns or both. We do not hold a majority voting interest in these entities. Substantially all of these entities were formed to invest in securities and to securitize real estate investment trust securities and had approximately $6 billion and $5 billion in total assets at December 31, 2004 and 2003, respectively. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities, and issuing beneficial interests secured by those securities to investors. The creditors of substantially all of these consolidated entities have no recourse against us.

      We hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize high-yield corporate debt that had approximately $3 billion and $2 billion in total assets at December 31, 2004 and 2003, respectively. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $950 million and $450 million at December 31, 2004 and 2003, respectively, primarily representing investments in entities formed to invest in affordable housing. We, however, expect to recover our investment over time through realization of federal low-income housing tax credits.

Note 22: Mortgage Banking Activities

      Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.

      The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31			,
	2004	2003	2002

Servicing fees, net of amortization and provision for impairment(1)	$1,037	$(954)	$(737)
Net gains on mortgage loan origination/sales activities	539	3,019	2,086
All other	284	447	364

Total mortgage banking noninterest income	$1,860	$2,512	$1,713

(1)	Includes impairment write-downs on other retained interests of nil, $79 million and $567 million for 2004, 2003 and 2002, respectively.

      Each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value of the MSRs. If a temporary impairment exists, we establish a valuation allowance for any excess of amortized cost, as adjusted for hedge accounting, over the current fair value through a charge to income. We have a policy of reviewing MSRs for other-than-temporary impairment each quarter and recognize a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSRs and the valuation allowance, precluding subsequent reversals. (See Note 1 – Transfers and Servicing of Financial Assets for additional discussion of our policy for valuation of MSRs.)

      The changes in mortgage servicing rights were:

(in millions)	Year ended December 31		,
	2004	2003	2002

Mortgage servicing rights:
Balance, beginning of year	$8,848	$6,677	$7,365
Originations(1)	1,769	3,546	2,408
Purchases(1)	1,353	2,140	1,474
Amortization	(1,826)	(2,760)	(1,942)
Write-down	(169)	(1,338)	(1,071)
Other (includes changes in mortgage servicing rights due to hedging)	(509)	583	(1,557)

Balance, end of year	$9,466	$8,848	$6,677

Valuation Allowance:
Balance, beginning of year	$1,942	$2,188	$1,124
Provision (reversal of provision) for mortgage servicing rights in excess of fair value	(208)	1,092	2,135
Write-down of mortgage servicing rights	(169)	(1,338)	(1,071)

Balance, end of year	$1,565	$1,942	$2,188

Mortgage servicing rights, net	$7,901	$6,906	$4,489

Ratio of mortgage servicing rights to related loans serviced for others	1.15%	1.15%	.92%

(1)	Based on December 31, 2004 assumptions, the weighted-average amortization period for mortgage servicing rights added during the year was approximately 4.8 years.

      The components of the managed servicing portfolio were:

(in billions)	December 31		,
	2004	2003

Loans serviced for others	$688	$598
Owned loans serviced
(portfolio and held for sale)	117	112

Total owned servicing	805	710
Sub-servicing	27	21

Total managed servicing	$832	$731

Note 23: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its wholly-owned subsidiaries (WFFI). The Wells Fargo Financial business segment for management reporting

(see Note 20) consists of WFFI and other affiliated consumer finance entities managed by WFFI that are included within other consolidating subsidiaries in the following tables.

Condensed Consolidating Statement of Income
(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2004

Dividends from subsidiaries:
Bank	$3,652	$—	$—	$(3,652)	$—
Nonbank	307	—	—	(307)	—
Interest income from loans	—	3,548	13,233	—	16,781
Interest income from subsidiaries	1,117	—	—	(1,117)	—
Other interest income	91	84	4,011	—	4,186

Total interest income	5,167	3,632	17,244	(5,076)	20,967

Short-term borrowings	106	47	458	(258)	353
Long-term debt	872	1,089	387	(711)	1,637
Other interest expense	—	—	1,827	—	1,827

Total interest expense	978	1,136	2,672	(969)	3,817

NET INTEREST INCOME	4,189	2,496	14,572	(4,107)	17,150
Provision for credit losses	—	833	884	—	1,717

Net interest income after provision for credit losses	4,189	1,663	13,688	(4,107)	15,433

NONINTEREST INCOME
Fee income – nonaffiliates	—	223	7,319	—	7,542
Other	139	256	5,053	(81)	5,367

Total noninterest income	139	479	12,372	(81)	12,909

NONINTEREST EXPENSE
Salaries and benefits	64	944	7,916	—	8,924
Other	313	746	7,820	(230)	8,649

Total noninterest expense	377	1,690	15,736	(230)	17,573

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	3,951	452	10,324	(3,958)	10,769
Income tax expense (benefit)	(97)	159	3,693	—	3,755
Equity in undistributed income of subsidiaries	2,966	—	—	(2,966)	—

NET INCOME	$7,014	$293	$6,631	$(6,924)	$7,014

Condensed Consolidating Statement of Income
(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2003

Dividends from subsidiaries:
Bank	$5,194	$—	$—	$(5,194)	$—
Nonbank	841	—	—	(841)	—
Interest income from loans	2	2,799	11,136	—	13,937
Interest income from subsidiaries	567	—	—	(567)	—
Other interest income	75	77	5,329	—	5,481

Total interest income	6,679	2,876	16,465	(6,602)	19,418

Short-term borrowings	81	73	413	(245)	322
Long-term debt	560	730	321	(256)	1,355
Other interest expense	—	—	1,734	—	1,734

Total interest expense	641	803	2,468	(501)	3,411

NET INTEREST INCOME	6,038	2,073	13,997	(6,101)	16,007
Provision for credit losses	—	814	908	—	1,722

Net interest income after provision for credit losses	6,038	1,259	13,089	(6,101)	14,285

NONINTEREST INCOME
Fee income – nonaffiliates	—	209	6,664	—	6,873
Other	167	239	5,195	(92)	5,509

Total noninterest income	167	448	11,859	(92)	12,382

NONINTEREST EXPENSE
Salaries and benefits	134	745	7,567	—	8,446
Other	18	583	8,301	(158)	8,744

Total noninterest expense	152	1,328	15,868	(158)	17,190

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	6,053	379	9,080	(6,035)	9,477
Income tax expense (benefit)	(48)	143	3,180	—	3,275
Equity in undistributed income of subsidiaries	101	—	—	(101)	—

NET INCOME	$6,202	$236	$5,900	$(6,136)	$6,202

Year ended December 31, 2002

Dividends from subsidiaries:
Bank	$3,561	$—	$—	$(3,561)	$—
Nonbank	234	—	—	(234)	—
Interest income from loans	—	2,295	10,750	—	13,045
Interest income from subsidiaries	365	—	—	(365)	—
Other interest income	78	78	5,270	(12)	5,414

Total interest income	4,238	2,373	16,020	(4,172)	18,459

Short-term borrowings	127	96	347	(34)	536
Long-term debt	457	549	571	(173)	1,404
Other interest expense	—	—	2,037	—	2,037

Total interest expense	584	645	2,955	(207)	3,977

NET INTEREST INCOME	3,654	1,728	13,065	(3,965)	14,482
Provision for credit losses	—	556	1,128	—	1,684

Net interest income after provision for credit losses	3,654	1,172	11,937	(3,965)	12,798

NONINTEREST INCOME
Fee income – nonaffiliates	—	202	6,156	—	6,358
Other	164	222	4,088	(65)	4,409

Total noninterest income	164	424	10,244	(65)	10,767

NONINTEREST EXPENSE
Salaries and benefits	162	560	6,650	—	7,372
Other	27	466	6,911	(65)	7,339

Total noninterest expense	189	1,026	13,561	(65)	14,711

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT), EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES AND EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	3,629	570	8,620	(3,965)	8,854
Income tax expense (benefit)	(222)	210	3,156	—	3,144
Equity in undistributed income of subsidiaries	1,602	—	—	(1,602)	—

NET INCOME BEFORE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	5,453	360	5,464	(5,567)	5,710
Cumulative effect of change in accounting principle	(19)	—	(257)	—	(276)

NET INCOME	$5,434	$360	$5,207	$(5,567)	$5,434

Condensed Consolidating Balance Sheets
(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

December 31, 2004

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$9,493	$171	$—	$(9,664)	$—
Nonaffiliates	226	311	17,386	—	17,923
Securities available for sale	1,419	1,841	30,463	(6)	33,717
Mortgages and loans held for sale	—	23	38,439	—	38,462
Loans	1	33,624	253,961	—	287,586
Loans to subsidiaries:
Bank	700	—	—	(700)	—
Nonbank	36,368	856	—	(37,224)	—
Allowance for loan losses	—	(952)	(2,810)	—	(3,762)

Net loans	37,069	33,528	251,151	(37,924)	283,824

Investments in subsidiaries:
Bank	35,357	—	—	(35,357)	—
Nonbank	4,413	—	—	(4,413)	—
Other assets	4,720	807	48,997	(601)	53,923

Total assets	$92,697	$36,681	$386,436	$(87,965)	$427,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$284,522	$(9,664)	$274,858
Short-term borrowings	65	5,662	27,985	(11,750)	21,962
Accrued expenses and other liabilities	2,535	1,103	17,342	(1,397)	19,583
Long-term debt	50,146	27,508	19,354	(23,428)	73,580
Indebtedness to subsidiaries	2,085	—	—	(2,085)	—

Total liabilities	54,831	34,273	349,203	(48,324)	389,983
Stockholders’ equity	37,866	2,408	37,233	(39,641)	37,866

Total liabilities and stockholders’ equity	$92,697	$36,681	$386,436	$(87,965)	$427,849

December 31, 2003

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$6,590	$19	$—	$(6,609)	$—
Nonaffiliates	215	142	18,923	—	19,280
Securities available for sale	1,405	1,695	29,858	(5)	32,953
Mortgages and loans held for sale	—	—	36,524	—	36,524
Loans	1	24,000	229,072	—	253,073
Loans to nonbank subsidiaries	26,196	825	—	(27,021)	—
Allowance for loan losses	—	(823)	(3,068)	—	(3,891)

Net loans	26,197	24,002	226,004	(27,021)	249,182

Investments in subsidiaries:
Bank	32,578	—	—	(32,578)	—
Nonbank	3,948	—	—	(3,948)	—
Other assets	3,377	750	46,950	(1,218)	49,859

Total assets	$74,310	$26,608	$358,259	$(71,379)	$387,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$110	$254,027	$(6,610)	$247,527
Short-term borrowings	724	4,978	30,422	(11,465)	24,659
Accrued expenses and other liabilities	1,832	895	16,561	(1,787)	17,501
Long-term debt	35,009	18,511	23,239	(13,117)	63,642
Indebtedness to subsidiaries	2,276	—	—	(2,276)	—

Total liabilities	39,841	24,494	324,249	(35,255)	353,329
Stockholders’ equity	34,469	2,114	34,010	(36,124)	34,469

Total liabilities and stockholders’ equity	$74,310	$26,608	$358,259	$(71,379)	$387,798

Condensed Consolidating Statement of Cash Flows
(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations

Year ended December 31, 2004

Cash flows from operating activities:
Net cash provided by operating activities	$3,848	$1,297	$14,943	$20,088

Cash flows from investing activities:
Securities available for sale:
Proceeds from sales	78	268	5,976	6,322
Proceeds from prepayments and maturities	160	152	8,511	8,823
Purchases	(207)	(580)	(15,796)	(16,583)
Net cash paid for acquisitions	—	—	(331)	(331)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(34,320)	(34,320)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	1,457	1,457
Purchases (including participations) of loans by banking subsidiaries	—	—	(5,877)	(5,877)
Principal collected on nonbank entities’ loans	—	17,668	328	17,996
Loans originated by nonbank entities	—	(27,778)	27	(27,751)
Net advances to nonbank entities	(92)	—	92	—
Capital notes and term loans made to subsidiaries	(11,676)	—	11,676	—
Principal collected on notes/loans made to subsidiaries	896	—	(896)	—
Net decrease (increase) in investment in subsidiaries	(353)	—	353	—
Other, net	—	(121)	(2,652)	(2,773)

Net cash used by investing activities	(11,194)	(10,391)	(31,452)	(53,037)

Cash flows from financing activities:
Net increase (decrease) in deposits	—	(110)	27,437	27,327
Net increase (decrease) in short-term borrowings	(831)	683	(2,549)	(2,697)
Proceeds from issuance of long-term debt	19,610	12,919	(3,135)	29,394
Repayment of long-term debt	(4,452)	(4,077)	(11,110)	(19,639)
Proceeds from issuance of common stock	1,271	—	—	1,271
Repurchase of common stock	(2,188)	—	—	(2,188)
Payment of cash dividends on common stock	(3,150)	—	—	(3,150)
Other, net	—	—	(13)	(13)

Net cash provided by financing activities	10,260	9,415	10,630	30,305

Net change in cash and due from banks	2,914	321	(5,879)	(2,644)
Cash and due from banks at beginning of year	6,805	161	8,581	15,547

Cash and due from banks at end of year	$9,719	$482	$2,702	$12,903

Condensed Consolidating Statement of Cash Flows
(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
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
			subsidiaries /
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

Note 25: Guarantees

We provide significant guarantees to third parties including standby letters of credit, various indemnification agreements, guarantees accounted for as derivatives, contingent consideration related to business combinations and contingent performance guarantees.

      We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between the customers and third parties. Standby letters of credit assure that the third parties will receive specified funds if customers fail to meet their contractual obligations. We are obliged to make payment if a customer defaults. Standby letters of credit were $9.4 billion and $8.3 billion at December 31, 2004 and 2003, respectively, including financial guarantees of $5.3 billion and $4.7 billion, respectively, that we had issued or purchased participations in. Standby letters of credit are net of participations sold to other institutions and were $1.7 billion and $1.5 billion at December 31, 2004 and 2003, respectively. We consider the credit risk in standby letters of credit in determining the allowance for credit losses. Deferred fees for these standby letters of credit were not significant to our financial statements. We also had commitments for commercial and similar letters of credit of $731 million and $810 million at December 31, 2004 and 2003, respectively.
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
      We write options, floors and caps. Options are exercisable based on favorable market conditions. Periodic settlements occur on floors and caps based on market conditions. At December 31, 2004 and 2003, the fair value of the written options liability in our balance sheet was $292 million and $382 million, respectively, and the written floors and caps liability was $227 million and $213 million, respectively. Our ultimate obligation under written options, floors and caps is based on future market conditions and is only quantifiable at settlement. We offset substantially all options written to customers with purchased options.

      We also enter into credit default swaps under which we buy loss protection from or sell loss protection to a counterparty in the event of default of a reference obligation. The carrying amount of the contracts sold was a $2 million liability at December 31, 2004, and a $5 million liability at December 31, 2003. The maximum amount we would be required to pay under the swaps in which we sold protection, assuming all reference obligations default at a total loss, without recoveries, was $2.6 billion and $2.7 billion at December 31, 2004 and 2003, respectively. We purchased $2.8 billion notional of credit default swaps to mitigate the exposure of the written credit default swaps at December 31, 2004 and 2003. Almost all of these purchased credit default swaps had terms (i.e., use the same reference obligation and maturity) that would offset our exposure from the written default swap contracts in which we are providing protection to a counterparty.
      In connection with certain brokerage, asset management and insurance agency acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration based on certain performance targets. At December 31, 2004 and 2003, the amount of contingent consideration we expected to pay was not significant to our financial statements.
      We have entered into various contingent performance guarantees through credit risk participation arrangements with terms ranging from 1 to 30 years. We will be required to make payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements with third parties. Because the extent of our obligations under these guarantees depends entirely on future events, our potential future liability under these agreements is not fully determinable. However, our exposure under most of the agreements can be quantified and for those agreements our exposure was contractually limited to an aggregate liability of approximately $370 million at December 31, 2004 and $330 million at December 31, 2003.

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

      Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.
      On December 31, 2003, we deconsolidated our wholly-owned trusts (the Trusts) that were formed to issue trust preferred securities and related common securities of the Trusts. The $3.8 billion of junior subordinated debentures were reflected as long-term debt on the consolidated balance sheet at December 31, 2003. (See Note 13.) The trust preferred securities continue to qualify as Tier 1 capital under guidance issued by the Federal Reserve Board.

      Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 6 and 27 for further discussion of off-balance sheet items.) Effective January 1, 2002, federal banking agencies amended the regulatory capital guidelines regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk. The amendment creates greater differentiation in the capital treatment of residual interests. The capital amounts and classification under the guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(in billions)								To be well
								capitalized under
								the FDICIA
			For capital					prompt corrective
	Actual		adequacy purposes					action provisions
	Amount	Ratio	Amount		Ratio			Amount		Ratio

As of December 31, 2004:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$41.7	12.07%	≥$	27.6	≥	8.00%
Wells Fargo Bank, N.A.	31.4	11.01	≥	22.9	≥	8.00		≥	$28.6	≥	10.00%

Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$29.1	8.41%	≥$	13.8	≥	4.00%
Wells Fargo Bank, N.A.	24.1	8.45	≥	11.4	≥	4.00		≥	$17.1	≥	6.00%

Tier 1 capital (to average assets)
(Leverage ratio)
Wells Fargo & Company	$29.1	7.08%	≥$	16.4	≥	4.00	%(1)
Wells Fargo Bank, N.A.	24.1	6.82	≥	14.2	≥	4.00	(1)	≥	$17.7	≥	5.00%

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

      Management believes that, as of December 31, 2004, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.

      The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in table on the previous page and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the covered subsidiary banks.

      Wells Fargo Bank, N.A., through its mortgage banking division, is an approved seller/servicer, and is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2004, Wells Fargo Bank, N.A. met these requirements.

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

      We use derivatives as part of our interest rate risk management, including interest rate swaps, caps and floors, futures and forward contracts, and options. We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets.
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

Fair Value Hedges

We use derivatives to manage the risk of changes in the fair value of mortgage servicing rights and other retained interests. Derivative gains or losses caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time) are excluded from the evaluation of hedge effectiveness, but are reflected in earnings. The change in value of derivatives excluded from the assessment of hedge effectiveness was a net gain of $944 million, $908 million and $1,201 million in 2004, 2003 and 2002, respectively. The ineffective portion of the change in value of these derivatives was a net loss of $390 million in 2004 and a net gain of $203 million and $1,125 million in 2003 and 2002, respectively. The net derivative gain was $554 million, $1,111 million and $2,326 million in 2004, 2003 and 2002, respectively. Net derivative gains and losses are included in “Servicing fees, net of amortization and provision for impairment” in Note 22.

      In 2002, we began using derivatives to hedge changes in fair value of our commercial real estate mortgages and franchise loans due to changes in LIBOR interest rates. We originate a portion of these loans with the intent to sell them. The ineffective portion of these fair value hedges was a net loss of $21 million, $22 million and $3 million in 2004, 2003 and 2002, respectively, recorded as part of mortgage banking noninterest income in the statement of income. For the commercial real estate hedges, all parts of each derivative’s gain or loss are included in the assessment of hedge effectiveness.

      We also enter into interest rate swaps, designated as fair value hedges, to convert certain of our fixed-rate long-term debt to floating-rate debt. The ineffective part of these fair value hedges was not significant in 2004, 2003 or 2002. For long-term debt, all parts of each derivative’s gain or loss are included in the assessment of hedge effectiveness.
      At December 31, 2004, all designated fair value hedges continued to qualify as fair value hedges.

Cash Flow Hedges

We use derivatives to convert floating-rate loans to fixed rates and to hedge forecasted sales of mortgage loans. We also hedge floating-rate senior debt against future interest rate increases by using interest rates swaps to convert floating-rate senior debt to fixed rates and by using interest rate caps. We recognized a net gain of $10 million in 2004, which represents the total ineffectiveness of cash flow hedges, compared with a net gain of $72 million in 2003 and a net loss of $311 million in 2002. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. As of December 31, 2004, all designated cash flow hedges continued to qualify as cash flow hedges.
      At December 31, 2004, we expected that $8 million of deferred net losses on derivatives in other comprehensive income will be reclassified as earnings during the next twelve months, compared with $9 million and $125 million of deferred net losses at December 31, 2003 and 2002, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of one year for hedges converting floating-rate loans to fixed, seven years for hedges of floating-rate senior debt and one year for hedges of forecasted sales of mortgage loans.

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
      Interest rate lock commitments for residential mortgage loans that we intend to resell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments is economically hedged with options, futures and forwards. The commitments and free-standing derivatives are carried at fair value with changes in fair value recorded as a part of mortgage banking noninterest income in the statement of income. We record a zero fair value for a derivative loan commitment at inception consistent with EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, and SEC Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. The aggregate fair value of derivative loan commitments on the consolidated balance sheet at December 31, 2004 and 2003, was a net liability of $38 million and $44 million, respectively; and is included in the caption “Interest rate contracts – Options written” under Customer Accommodations and Trading in the following table.

      The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives were:

(in millions)	December 31							,
	2004				2003
	Notional or	Credit		Estimated	Notional or	Credit		Estimated
	contractual	risk		net fair	contractual	risk		net fair
	amount	amount	(1)	value	amount	amount	(1)	value

ASSET/LIABILITY MANAGEMENT HEDGES

Interest rate contracts:
Swaps	$27,145	$626		$524	$22,570	$1,116		$1,035
Futures	10,314	—		—	5,027	—		—
Floors purchased	1,400	25		25	—	—		—
Options purchased	51,695	50		50	115,810	440		440
Options written	99	—		(18)	42,106	—		(47)
Forwards	103,967	138		113	93,977	291		118

CUSTOMER ACCOMMODATIONS AND TRADING

Interest rate contracts:
Swaps	74,659	1,631		28	65,181	2,005		102
Futures	152,943	—		—	49,397	—		—
Floors and caps purchased	32,715	170		170	28,591	153		153
Floors and caps written	34,119	1		(189)	26,411	—		(173)
Options purchased	699	4		4	5,523	66		66
Options written	26,418	45		(45)	24,894	40		(55)
Forwards	46,167	13		(19)	54,725	12		(90)

Commodity contracts:
Swaps	4,427	141		(27)	897	61		(1)
Futures	230	—		—	4	—		—
Floors and caps purchased	391	39		39	319	39		40
Floors and caps written	609	—		(37)	322	—		(40)
Options purchased	35	17		17	1	14		14
Options written	42	—		(6)	1	—		(14)

Equity contracts:
Swaps	4	—		—	—	—		—
Futures	730	—		—	—	—		—
Options purchased	1,011	189		189	1,109	136		136
Options written	935	—		(181)	1,121	—		(143)

Foreign exchange contracts:
Swaps	673	53		52	292	17		17
Futures	24	—		—	148	—		—
Options purchased	2,211	79		79	1,930	84		84
Options written	2,187	—		(79)	1,904	—		(84)
Forwards and spots	25,788	489		19	22,444	479		42

Credit contracts:
Swaps	5,443	36		(22)	5,416	37		(16)

(1)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

Note 28: Fair Value of Financial Instruments

FAS 107, Disclosures about Fair Value of Financial Instruments, requires that we disclose estimated fair values for our financial instruments. This disclosure should be read with the financial statements and Notes to Financial Statements in this Annual Report. The carrying amounts in the following table are recorded in the Consolidated Balance Sheet under the indicated captions.

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

TRADING ASSETS

Trading assets are carried at fair value.

SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at fair value. For further information, see Note 5.

MORTGAGES HELD FOR SALE

The fair value of mortgages held for sale is based on quoted market prices or on what secondary markets are currently offering for portfolios with similar characteristics.

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
      Loan commitments, standby letters of credit and commercial and similar letters of credit not included in the following table had contractual values of $164.0 billion, $9.4 billion and $731 million, respectively, at December 31, 2004, and $126.0 billion, $8.3 billion and $810 million, respectively, at December 31, 2003. These instruments generate ongoing fees at our current pricing levels. Of the commitments at December 31, 2004, 40% mature within one year. Deferred fees on commitments and standby letters of credit totaled $46 million and $38 million at December 31, 2004 and 2003, respectively. Carrying cost estimates fair value for these fees.

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

Financial Liabilities

DEPOSIT LIABILITIES
FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the following table is their carrying value at December 31, 2004 and 2003. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.

SHORT-TERM FINANCIAL LIABILITIES

Short-term financial liabilities include federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

LONG-TERM DEBT

The discounted cash flow method is used to estimate the fair value of our fixed-rate long-term debt. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities.

Derivatives

The fair values of derivatives are reported in Note 27.

Limitations

We make these fair value disclosures to comply with the requirements of FAS 107. The calculations represent management’s best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2004 and 2003. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.
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
      This table is a summary of financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and trading assets, securities available for sale and derivatives, which are carried at fair value.

(in millions)	December 31				,
	2004		2003
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

FINANCIAL ASSETS
Mortgages held for sale	$29,723	$29,888	$29,027	$29,277
Loans held for sale	8,739	8,972	7,497	7,649
Loans, net	283,824	285,488	249,182	249,134
Nonmarketable equity investments	5,229	5,494	5,021	5,312

FINANCIAL LIABILITIES
Deposits	274,858	274,900	247,527	247,628
Long-term debt (1)	73,560	74,085	63,617	64,672

(1)	The carrying amount and fair value exclude obligations under capital leases of $20 million and $25 million at December 31, 2004 and 2003, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:

      We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wells Fargo & Company and Subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

San Francisco, California
February 23, 2005

Quarterly Financial Data

Condensed Consolidated Statement of Income — Quarterly (Unaudited)

(in millions, except per share amounts)	2004				2003
	Quarter ended				Quarter ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

INTEREST INCOME	$5,635	$5,405	$5,069	$4,858	$4,856	$4,979	$4,855	$4,728
INTEREST EXPENSE	1,179	987	843	808	812	837	882	879

NET INTEREST INCOME	4,456	4,418	4,226	4,050	4,044	4,142	3,973	3,849

Provision for credit losses	465	408	440	404	465	426	421	411

Net interest income after provision for credit losses	3,991	4,010	3,786	3,646	3,579	3,716	3,552	3,438

NONINTEREST INCOME
Service charges on deposit accounts	594	618	611	594	595	590	571	540
Trust and investment fees	543	508	530	535	504	504	470	460
Card fees	321	319	308	282	273	271	276	259
Other fees	479	452	437	411	409	419	370	363
Mortgage banking	790	262	493	315	636	773	543	561
Operating leases	211	207	209	209	211	229	245	251
Insurance	265	264	347	317	264	252	289	266
Net gains (losses) on debt securities available for sale	3	10	(61)	33	(12)	(23)	20	18
Net gains (losses) from equity investments	170	48	81	95	143	58	(47)	(98)
Other	336	212	245	306	378	118	220	213

Total noninterest income	3,712	2,900	3,200	3,097	3,401	3,191	2,957	2,833

NONINTEREST EXPENSE
Salaries	1,438	1,383	1,295	1,277	1,351	1,185	1,155	1,141
Incentive compensation	526	449	441	391	483	621	503	447
Employee benefits	451	390	391	492	417	374	350	419
Equipment	410	254	271	301	375	298	305	269
Net occupancy	301	309	304	294	310	283	288	296
Operating leases	164	158	156	155	162	175	178	187
Other	1,681	1,277	1,495	1,119	1,402	1,639	1,379	1,198

Total noninterest expense	4,971	4,220	4,353	4,029	4,500	4,575	4,158	3,957

INCOME BEFORE INCOME TAX EXPENSE	2,732	2,690	2,633	2,714	2,480	2,332	2,351	2,314
Income tax expense	947	942	919	947	856	771	826	822

NET INCOME	$1,785	$1,748	$1,714	$1,767	$1,624	$1,561	$1,525	$1,492

EARNINGS PER COMMON SHARE	$1.06	$1.03	$1.02	$1.04	$.96	$.93	$.91	$.89

DILUTED EARNINGS PER COMMON SHARE	$1.04	$1.02	$1.00	$1.03	$.95	$.92	$.90	$.88

DIVIDENDS DECLARED PER COMMON SHARE	$.48	$.48	$.45	$.45	$.45	$.45	$.30	$.30

Average common shares outstanding	1,692.7	1,688.9	1,688.1	1,699.3	1,690.2	1,677.2	1,675.7	1,681.5

Diluted average common shares outstanding	1,715.0	1,708.7	1,708.3	1,721.2	1,712.6	1,693.9	1,690.6	1,694.1