Form 10-K, Exhibit 13
period 2005-12-31
WELLS FARGO & CO/MN
filed 2006-03-09
CIK 72971

Exhibit 13

Financial Review
34	Overview
38	Critical Accounting Policies
41	Earnings Performance
41	Net Interest Income
44	Noninterest Income
45	Noninterest Expense
45	Income Tax Expense
45	Operating Segment Results

46	Balance Sheet Analysis
46	Securities Available for Sale (table on page 71)
46	Loan Portfolio (table on page 73)
46	Deposits

47	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
47	Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments
48	Contractual Obligations
48	Transactions with Related Parties

49	Risk Management
49	Credit Risk Management Process
49	Nonaccrual Loans and Other Assets
50	Loans 90 Days or More Past Due and Still Accruing
51	Allowance for Credit Losses (table on page 75)
52	Asset/Liability and Market Risk Management

52	Interest Rate Risk
52	Mortgage Banking Interest Rate Risk
54	Market Risk – Trading Activities
54	Market Risk – Equity Markets
54	Liquidity and Funding

56	Capital Management
57	Comparison of 2004 with 2003

Controls and Procedures

58	Disclosure Controls and Procedures
58	Internal Control over Financial Reporting
58	Management’s Report on Internal Control over Financial Reporting
59	Report of Independent Registered Public Accounting Firm

Financial Statements

60	Consolidated Statement of Income
61	Consolidated Balance Sheet
62	Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income
63	Consolidated Statement of Cash Flows
64	Notes to Financial Statements

112	Report of Independent Registered Public Accounting Firm

113	Quarterly Financial Data

     This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations due to several factors. Some of these factors are described in the Financial Review and in the Financial Statements and related Notes. For a discussion of other factors, refer to the “Risk Factors” and “Regulation and Supervision” sections of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.
Financial Review
Overview

Wells Fargo & Company is a $482 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. We ranked fifth in assets and fourth in market value of our common stock among U.S. bank holding companies at December 31, 2005. When we refer to “the Company,” “we,” “our” and “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to “the Parent,” we mean Wells Fargo & Company.
     We had another exceptional year in 2005, with record diluted earnings per share of $4.50, record net income of $7.7 billion and solid market share growth across our more than 80 businesses. Our earnings growth from a year ago was broad based, with nearly every consumer and commercial business line achieving double-digit profit growth, including regional banking, private client services, corporate trust, business direct, asset-based lending, student lending, consumer credit, commercial real estate and international trade services. Both net interest income and noninterest income for 2005 grew solidly from last year and virtually all of our fee-based products had double-digit revenue growth. We took significant actions to reposition our balance sheet in 2005 designed to improve yields on earning assets, including the sale of $48 billion of our lowest-yielding adjustable rate mortgages (ARMs), resulting in $119 million of sales-related losses, and the sale of $17 billion of debt securities, including low-yielding fixed-income securities, resulting in $120 million of losses.
     Our growth in earnings per share was driven by revenue growth, operating leverage (revenue growth in excess of expense growth) and credit quality, which remained solid despite the following credit-related events:
•	$171 million of net charge-offs from incremental consumer bankruptcy filings nationwide due to a change in bankruptcy law in October 2005;
•	$163 million first quarter 2005 initial implementation of conforming to more stringent Federal Financial Institutions Examination Council (FFIEC) charge-off rules at Wells Fargo Financial; and
•	$100 million provision for credit losses for our assessment of the effect of Hurricane Katrina.
     Our primary sources of earnings are driven by lending and deposit taking activities, which generate net interest income, and providing financial services that generate fee income.
     Revenue grew 10% from 2004. In addition to double-digit growth in earnings per share, we also had double-digit growth in average loans. We have been achieving these results not just for one year, but for the past five, 10, 15 and 20 years. Our total shareholder return the past five years was 10 times that of the S&P 500®, and almost double the S&P 500 including the past 10, 15 and 20 years. These periods included almost every economic cycle and economic condition a financial institution can experience, including high and low interest rates, high and low unemployment, bubbles and recessions and all types of yield curves — steep, flat and inverted. For us to achieve double-digit growth through different economic cycles, our primary strategy, consistent for 20 years, is to satisfy all our customers’ financial needs, help them succeed financially and, through cross-selling, gain market share, wallet share and earn 100% of their business.
     We have stated in the past that to consistently grow over the long term, successful companies must invest in their core businesses and in maintaining strong balance sheets. We continued to make investments in 2005 by opening 92 banking stores, seven commercial banking offices, 47 mortgage stores and 20 consumer finance stores. We continued to be #1 nationally in retail mortgage originations, home equity lending, small business lending, agricultural lending, consumer internet banking, and providing financial services to middle-market companies in the western U.S.

     Our solid financial performance enables us to be one of the top givers to non-profits among all U.S. companies. We continued to have the only “Aaa” rated bank in the U.S., the highest possible credit rating issued by Moody’s Investors Service.
     Our vision is to satisfy all the financial needs of our customers, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to give them all the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitate growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. At year-end 2005, our average cross-sell set new records for the Company — our average retail banking household now has 4.8 products with us, up from 4.6 a year ago and our average Wholesale Banking customer now has a record 5.7 products. Our goal is eight products per customer, which is currently half of our estimate of potential demand.
     Our core products grew this year:
•	Average loans grew by 10%;
•	Average retail core deposits grew by 10% (average core deposits grew by 9%); and
•	Assets managed and administered were up 11%.
     We believe it is important to maintain a well controlled environment as we continue to grow our businesses. We manage our credit risk by maintaining prudent credit policies for underwriting with effective procedures for monitoring and review. We have a well diversified loan portfolio, measured by industry, geography and product type. We manage the interest rate and market risks inherent in our asset and liability balances within prudent ranges, while ensuring adequate liquidity and funding. Our stockholder value has increased over time due to customer satisfaction, strong financial results, investment in our businesses and the prudent way we attempt to manage our business risks.
     Our financial results included the following:
     Net income in 2005 increased 9% to $7.7 billion from $7.0 billion in 2004. Diluted earnings per common share increased 10% to $4.50 in 2005 from $4.09 in 2004. Return on average total assets was 1.72% and return on average common equity was 19.57% in 2005, and 1.71% and 19.56%, respectively, in 2004.
     Net interest income on a taxable-equivalent basis was $18.6 billion in 2005, compared with $17.3 billion a year ago, reflecting solid loan growth (other than ARMs) and a relatively flat net interest margin. Average earning assets grew 8% from a year ago, or 15% excluding 1-4 family first mortgages. Our net interest margin was 4.86% for 2005, compared with 4.89% in 2004. Given the prospect of higher short-term interest rates and a flatter yield curve, beginning in second quarter 2004, as part of our asset/liability management strategy, we sold the lowest-yielding ARMs on our balance sheet, replacing some of these loans with higher-yielding ARMs. At the end of 2005, new ARMs being held for investment within real estate 1-4 family mortgage loans had yields more than 1% higher than the average yield on the ARMs sold since second quarter 2004.
     Noninterest income increased 12% to $14.4 billion in 2005 from $12.9 billion in 2004. Double-digit growth in noninterest income was driven by growth across our businesses, with particular strength in trust, investment and IRA fees, card fees, loan fees, mortgage banking income and gains on equity investments.
     Revenue, the sum of net interest income and noninterest income, increased 10% to a record $32.9 billion in 2005 from $30.1 billion in 2004 despite balance sheet repositioning actions, including losses from the sales of low-yielding ARMs and debt securities. For the year, Wells Fargo Home Mortgage (Home Mortgage) revenue increased $455 million, or 10%, from $4.4 billion in 2004 to $4.9 billion in 2005. Operating leverage improved during 2005 with revenue growing 10% and noninterest expense up only 8%.
     Noninterest expense was $19.0 billion in 2005, up 8% from $17.6 billion in 2004, primarily due to increased mortgage production and continued investments in new stores and additional sales-related team members. Noninterest expense also included a $117 million expense to adjust the estimated lives for certain depreciable assets, primarily building improvements, $62 million of airline lease write-downs, $56 million of integration expense and $25 million for the adoption of FIN 47. We began expensing stock options, as required, on January 1, 2006. Taking into account our February 2006 option grant, we anticipate that total stock option expense will reduce earnings by approximately $.06 per share for 2006.
     During 2005, net charge-offs were $2.28 billion, or .77% of average total loans, compared with $1.67 billion, or .62%, during 2004. Credit losses for 2005 included $171 million of incremental fourth quarter bankruptcy losses and increased losses of $163 million for first quarter 2005 initial implementation of conforming to more stringent FFIEC charge-off timing rules at Wells Fargo Financial. The provision for credit losses was $2.38 billion in 2005, up $666 million from $1.72 billion in 2004. The 2005 provision for credit losses also included $100 million for estimated credit losses related to Hurricane Katrina. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $4.06 billion, or 1.31% of total loans, at December 31, 2005, compared with $3.95 billion, or 1.37%, at December 31, 2004.
     At December 31, 2005, total nonaccrual loans were $1.34 billion, or .43% of total loans, down from $1.36 billion, or .47%, at December 31, 2004. Foreclosed assets were $191 million at December 31, 2005, compared with $212 million at December 31, 2004.

     The ratio of stockholders’ equity to total assets was 8.44% at December 31, 2005, compared with 8.85% at December 31, 2004. Our total risk-based capital (RBC) ratio at December 31, 2005, was 11.64% and our Tier 1 RBC ratio was 8.26%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2004, were 12.07% and 8.41%, respectively. Our Tier 1 leverage ratios were 6.99% and 7.08% at December 31, 2005 and 2004, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.
Table 1: Ratios and Per Common Share Data

	Year ended December 31			,
	2005	2004	2003
PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.72%	1.71%	1.64%
Net income applicable to common stock to average common stockholders’ equity (ROE)	19.57	19.56	19.36
Net income to average stockholders’ equity	19.59	19.57	19.34
EFFICIENCY RATIO(1)	57.7	58.5	60.6
CAPITAL RATIOS
At year end:
Stockholders’ equity to assets	8.44	8.85	8.89
Risk-based capital(2)
Tier 1 capital	8.26	8.41	8.42
Total capital	11.64	12.07	12.21
Tier 1 leverage(2)	6.99	7.08	6.93
Average balances:
Stockholders’ equity to assets	8.78	8.73	8.49
PER COMMON SHARE DATA
Dividend payout(3)	44.0	44.8	40.7
Book value	$24.25	$22.36	$20.31
Market price(4)
High	$64.70	$64.04	$59.18
Low	57.62	54.32	43.27
Year end	62.83	62.15	58.89

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

(3)	Dividends declared per common share as a percentage of earnings per common share.

(4)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.
Current Accounting Developments
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004),
Share-Based Payment (FAS 123R), which replaced FAS 123, Accounting for Stock-Based Compensation, and superceded Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. We adopted FAS 123R on January 1, 2006, using the “modified prospective” transition method. The scope of FAS 123R includes a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. FAS 123R requires that we measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost must be recognized in the income statement over the vesting period of the award. Under the “modified prospective” transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense must be recognized in the income statement for unvested awards that were granted prior to the date of adoption. The expense will be based on the fair value determined at the grant date. Taking into account our February 2006 option grant, we anticipate that total stock option expense will reduce 2006 earnings by approximately $.06 per share.
     On March 30, 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143 (FIN 47). FIN 47 was issued to address diverse accounting practices that developed with respect to the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets, such as building and leasehold improvements, when the timing and/or method of settlement of the obligations are conditional on a future event. FIN 47 requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. We adopted FIN 47 in 2005 and recorded a $25 million charge to noninterest expense.
     We continuously monitor emerging accounting issues, including proposed standards issued by the FASB, for any impact on our financial statements. We are currently aware of a proposed FASB Staff Position (FSP) related to the accounting for leveraged lease transactions for which there have been cash flow estimate changes based on when income tax benefits are recognized. Certain leveraged lease transactions have been challenged by the Internal Revenue Service (IRS). While we have not made investments in a broad class of transactions that the IRS commonly refers to as “Lease-In, Lease-Out” (LILO) transactions, we have previously invested in certain leveraged lease transactions that the IRS labels as “Sale-In, Lease-Out” (SILO) transactions. We have paid the IRS the income tax associated with our SILO transactions. However, we are continuing to vigorously defend our initial filing position as to the timing of the tax benefits associated with these transactions. If the draft FSP had been effective at December 31, 2005, we would have been required to record a pre-tax charge of approximately $125 million as a cumulative effect of change in accounting principle. However, subsequent deliberations by the FASB could significantly change the draft FSP, which, in turn, could affect our estimate and the method of adoption. We will continue to monitor the FASB’s deliberations regarding this proposal.

     On August 11, 2005, the FASB issued for public comment an Exposure Draft that would amend FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Exposure Draft, Accounting for Servicing of Financial Assets – An Amendment of FASB Statement No. 140, would require that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this proposed standard would permit an entity to choose from two subsequent measurement methods. Specifically, an entity could amortize servicing assets and liabilities in proportion to and over the period of estimated net servicing income or servicing loss (effectively the existing requirement in FAS 140) or an entity could report servicing assets or liabilities at fair value at each reporting date with any changes reported currently in operations. We expect this guidance to be finalized and issued in early 2006. Based on the guidance in the current Exposure Draft, it is likely that we will adopt the fair value alternative upon issuance of the standard. We will continue to monitor this emerging guidance in order to finalize our decision and determine the impact on our financial statements.

Table 2: Six-Year Summary of Selected Financial Data

(in millions, except							% Change	Five-year
per share amounts)							2005/	compound
	2005	2004	2003	2002	2001	2000	2004	growth rate
INCOME STATEMENT
Net interest income	$18,504	$17,150	$16,007	$14,482	$11,976	$10,339	8%	12%
Noninterest income	14,445	12,909	12,382	10,767	9,005	10,360	12	7

Revenue	32,949	30,059	28,389	25,249	20,981	20,699	10	10
Provision for credit losses	2,383	1,717	1,722	1,684	1,727	1,284	39	13
Noninterest expense	19,018	17,573	17,190	14,711	13,794	12,889	8	8
Before effect of change in accounting principle(1) Net income	$7,671	$7,014	$6,202	$5,710	$3,411	$4,012	9	14
Earnings per common share	4.55	4.15	3.69	3.35	1.99	2.35	10	14
Diluted earnings per common share	4.50	4.09	3.65	3.32	1.97	2.32	10	14
After effect of change in accounting principle Net income	$7,671	$7,014	$6,202	$5,434	$3,411	$4,012	9	14
Earnings per common share	4.55	4.15	3.69	3.19	1.99	2.35	10	14
Diluted earnings per common share	4.50	4.09	3.65	3.16	1.97	2.32	10	14
Dividends declared per common share	2.00	1.86	1.50	1.10	1.00	.90	8	17
BALANCE SHEET (at year end)
Securities available for sale	$41,834	$33,717	$32,953	$27,947	$40,308	$38,655	24	2
Loans	310,837	287,586	253,073	192,478	167,096	155,451	8	15
Allowance for loan losses	3,871	3,762	3,891	3,819	3,717	3,681	3	1
Goodwill	10,787	10,681	10,371	9,753	9,527	9,303	1	3
Assets	481,741	427,849	387,798	349,197	307,506	272,382	13	12
Core deposits (2)	253,341	229,703	211,271	198,234	182,295	156,710	10	10
Long-term debt	79,668	73,580	63,642	47,320	36,095	32,046	8	20
Guaranteed preferred beneficial interests in Company’s subordinated debentures(3)	—	—	—	2,885	2,435	935	—	—
Stockholders’ equity	40,660	37,866	34,469	30,319	27,175	26,461	7	9

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.

(2)	Core deposits consist of noninterest-bearing deposits, interest-bearing checking, savings certificates and market rate and other savings.

(3)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), these balances were reflected in long-term debt. See Note 12 (Long-Term Debt) to Financial Statements for more information.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Three of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern the allowance for credit losses, the valuation of mortgage servicing rights and pension accounting. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee.
Allowance for Credit Losses
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We have an established process, using several analytical tools and benchmarks, to calculate a range of possible outcomes and determine the adequacy of the allowance. No single statistic or measurement determines the adequacy of the allowance. Loan recoveries and the provision for credit losses increase the allowance, while loan charge-offs decrease the allowance.
PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR CREDIT LOSSES
While we allocate a portion of the allowance to specific loan categories (the allocated allowance), the entire allowance (both allocated and unallocated) is used to absorb credit losses inherent in the total loan portfolio.
     Approximately two-thirds of the allocated allowance is determined at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure the losses inherent in these portfolios. We frequently validate and update these models to capture recent behavioral characteristics of the portfolios, as well as changes in our loss mitigation or marketing strategies.
     The remaining allocated allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allocated allowance by applying historical loss factors statistically derived from tracking loss content associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long term average loss experience, external loss data, or other risks identified from current conditions and trends in selected portfolios. Also, we individually review nonperforming loans over $3 million for impairment based on cash flows or collateral. We include impairment on these nonperforming loans in the allocated allowance unless it has already been recognized as a loss.
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
     The allowance for credit losses, and the resulting provision, is based on judgments and assumptions, including:
•	general economic conditions;
•	loan portfolio composition;
•	loan loss experience;
•	management’s evaluation of the credit risk relating to pools of loans and individual borrowers;
•	sensitivity analysis and expected loss models; and
•	observations from our internal auditors, internal loan review staff or banking regulators.
     To estimate the possible range of allowance required at December 31, 2005, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.

Assumptions for deterioration in loan credit quality were:
•	for retail loans, a 12 basis point increase in estimated loss rates from actual 2005 loss levels, moving closer to longer term average loss rates; and
•	for wholesale loans, a 30 basis point increase in estimated loss rates, moving closer to historical averages.
Assumptions for improvement in loan credit quality were:
•	for retail loans, an 8 basis point decrease in estimated loss rates from actual 2005 loss levels, adjusting for incremental consumer bankruptcy losses; and
•	for wholesale loans, no change from the essentially zero 2005 net loss performance.
     Under the assumptions for deterioration in loan credit quality, another $550 million in expected losses could occur and under the assumptions for improvement, a $170 million reduction in expected losses could occur.
     Changes in the estimate of the allowance for credit losses can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for credit losses requires us to make forecasts that are highly uncertain and require a high degree of judgment.
Valuation of Mortgage Servicing Rights
We recognize as assets the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), whether we purchase the servicing rights, or keep them after the sale or securitization of loans we originate. Purchased MSRs are capitalized at cost. Originated MSRs are recorded based on the relative fair value of the retained servicing right and the mortgage loan on the date the mortgage loan is sold. Both purchased and originated MSRs are carried at the lower of (1) the capitalized amount, net of accumulated amortization and hedge accounting adjustments, or (2) fair value. If MSRs are designated as a hedged item in a fair value hedge, the MSRs’ carrying value is adjusted for changes in fair value resulting from the application of hedge accounting. The carrying value of these MSRs is subject to a fair value test under FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
     MSRs are amortized in proportion to and over the period of estimated net servicing income. We analyze the amortization of MSRs monthly and adjust amortization to reflect changes in prepayment speeds, discount rates and other factors that affect estimated net servicing income.
     We determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in
Note 1 (Summary of Significant Accounting Policies), Note 20 (Securitizations and Variable Interest Entities) and Note 21 (Mortgage Banking Activities) to Financial Statements.
     At the end of each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current estimated fair value. To evaluate and measure impairment, we stratify the portfolio based on certain risk characteristics, including loan type and note rate. If temporary impairment exists, we establish a valuation allowance through a charge to income for those risk stratifications with an excess of amortized cost over the current fair value. If we later determine that all or part of the temporary impairment no longer exists for a particular risk stratification, we may reduce the valuation allowance through an increase to income.
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
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we hedge the change in value of MSRs primarily with derivative contracts. Reductions or increases in the value of the MSRs are generally offset by gains or losses in the value of the derivatives. We immediately recognize a gain or loss for the amount of change in the value of MSRs that is not offset by the change in value of the hedge instrument (i.e., hedge ineffectiveness). We may choose not to fully hedge MSRs partly because origination volume tends to act as a “natural hedge” (for example, as interest rates decline, servicing values decrease and fees from origination volume increase). Conversely, as interest rates increase, the value of the MSRs increases, while fees from origination volume tend to decline.
     Servicing income—net of amortization, provision for impairment and net derivative gains and losses—is recorded in mortgage banking noninterest income.
     We use a dynamic and sophisticated model to estimate the value of our MSRs. Mortgage loan prepayment speed—a key assumption in the model—is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate—another key assumption in the model—is the required rate of return the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can and generally will change quarterly and annual valuations as market conditions and interest rates change. Senior management reviews all assumptions quarterly.

     Our key economic assumptions and the sensitivity of the current fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 20 (Securitizations and Variable Interest Entities) to Financial Statements.
     In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.
Pension Accounting
We use four key variables to calculate our annual pension cost; size and characteristics of the employee population, actuarial assumptions, expected long-term rate of return on plan assets, and discount rate. We describe below the effect of each of these variables on our pension expense.
SIZE AND CHARACTERISTICS OF THE EMPLOYEE POPULATION
Pension expense is directly related to the number of employees covered by the plans, and other factors including salary, age and years of employment.
ACTUARIAL ASSUMPTIONS
To estimate the projected benefit obligation, actuarial assumptions are required about factors such as the rates of mortality, turnover, retirement, disability and compensation increases for our participant population. These demographic assumptions are reviewed periodically. In general, the range of assumptions is narrow.
EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS
We determine the expected return on plan assets each year based on the composition of assets and the expected long-term rate of return on that portfolio. The expected long-term rate of return assumption is a long-term assumption and is not anticipated to change significantly from year to year.
     To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Including 2005, we have used an expected rate of return of 9% on plan assets for the past nine years. In light of the market conditions in recent years, including a marked increase in volatility, we reduced the expected long-term rate of return on plan assets to 8.75% for 2006. Differences in each year, if any, between expected and actual returns are included in our unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87, Employers’ Accounting for Pensions) in net periodic pension expense calculations over the next five years. Our average remaining service period is approximately 11 years. See Note 15 (Employee Benefits and Other Expenses) to Financial Statements for information on funding, changes in the pension benefit obligation, and plan assets (including the investment categories, asset allocation and the fair value).
     We use November 30 as the measurement date for our pension assets and projected benefit obligations. If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $50 million.
DISCOUNT RATE
We use the discount rate to determine the present value of our future benefit obligations. It reflects the rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. As the basis for determining our discount rate, we review the Moody’s Aa Corporate Bond Index, on an annualized basis, and the rate of a hypothetical portfolio using the Hewitt Yield Curve (HYC) methodology, which was developed by our independent actuary. The instruments used in both the Moody’s Aa Corporate Bond Index and the HYC consist of high quality bonds for which the timing and amount of cash outflows approximates the estimated payouts of our Cash Balance Plan. We lowered our discount rate to 5.75% in 2005 from 6% in 2004 and 6.5% in 2003, reflecting the decline in market interest rates during these periods.
     If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $59 million. If we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, pension expense would increase by approximately $104 million. The decrease in pension expense due to a 1% increase in discount rate differs from the increase in pension expense due to a 1% decrease in discount rate due to the impact of the 5% gain/loss corridor.

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
     Net interest income on a taxable-equivalent basis was $18.6 billion in 2005, compared with $17.3 billion in 2004, an increase of 8%, reflecting solid loan growth (other than ARMs) and a relatively flat net interest margin.
     Our net interest margin was 4.86% for 2005 and 4.89% for 2004. During a year in which the Federal Reserve raised rates eight times and the yield curve flattened, our net interest margin remained essentially flat compared with a year ago. Given the prospect of higher short-term interest rates and a flatter yield curve, beginning in second quarter 2004, as part of our asset/liability management strategy, we sold the lowest-yielding ARMs on our balance sheet, replacing some of these loans with higher-yielding ARMs. Over the last seven quarters, we sold $65 billion in ARMs at an average yield of 4.28%. As a result, the average yield on our 1-4 family first mortgage portfolio—which includes ARMs—increased from 5.19% on an average balance of $89.4 billion in second quarter 2004 to 6.75% on an average balance of $76.2 billion in fourth quarter 2005. At year-end 2005, yields on new ARMs being held for investment within real estate 1-4 family mortgage loans were more than 1% higher than the average yield on the ARMs sold since second quarter 2004. Our net interest margin has performed better than our peers’ due to our balance sheet repositioning actions and our ability to grow transaction and savings deposits while maintaining our deposit pricing discipline.
     Average earning assets increased $29.2 billion to $383.5 billion in 2005 from $354.3 billion in 2004. Loans averaged $296.1 billion in 2005, compared with $269.6 billion in 2004. Average mortgages held for sale were $39.0 billion in 2005 and $32.3 billion in 2004. Debt securities available for sale averaged $33.1 billion in both 2005 and 2004.
     Average core deposits are an important contributor to growth in net interest income and the net interest margin. This low-cost source of funding rose 9% from 2004. Average core deposits were $242.8 billion and $223.4 billion and funded 54.5% and 54.4% of average total assets in 2005 and 2004, respectively. Total average retail core deposits, which exclude Wholesale Banking core deposits and retail mortgage escrow deposits, for 2005 grew $18.2 billion, or 10%, from a year ago. Average mortgage escrow deposits were $16.7 billion in 2005 and $14.1 billion in 2004. Savings certificates of deposits increased on average from $18.9 billion in 2004 to $22.6 billion in 2005 and noninterest-bearing checking accounts and other core deposit categories increased on average from $204.5 billion in 2004 to $220.1 billion in 2005. Total average interest-bearing deposits increased to $194.6 billion in 2005 from $182.6 billion a year ago. Total average noninterest-bearing deposits increased to $87.2 billion in 2005 from $79.3 billion a year ago.
     Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

(in millions)	2005			2004
	Average	Yields/	Interest	Average	Yields/	Interest
	balance	rates	income/	balance	rates	income/
			expense			expense
EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$5,448	3.01%	$164	$4,254	1.49%	$64
Trading assets	5,411	3.52	190	5,286	2.75	145
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	997	3.81	38	1,161	4.05	46
Securities of U.S. states and political subdivisions	3,395	8.27	266	3,501	8.00	267
Mortgage-backed securities:
Federal agencies	19,768	6.02	1,162	21,404	6.03	1,248
Private collateralized mortgage obligations	5,128	5.60	283	3,604	5.16	180

Total mortgage-backed securities	24,896	5.94	1,445	25,008	5.91	1,428
Other debt securities (4)	3,846	7.10	266	3,395	7.72	236

Total debt securities available for sale (4)	33,134	6.24	2,015	33,065	6.24	1,977
Mortgages held for sale (3)	38,986	5.67	2,213	32,263	5.38	1,737
Loans held for sale (3)	2,857	5.10	146	8,201	3.56	292
Loans:
Commercial and commercial real estate:
Commercial	58,434	6.76	3,951	49,365	5.77	2,848
Other real estate mortgage	29,098	6.31	1,836	28,708	5.35	1,535
Real estate construction	11,086	6.67	740	8,724	5.30	463
Lease financing	5,226	5.91	309	5,068	6.23	316

Total commercial and commercial real estate	103,844	6.58	6,836	91,865	5.62	5,162
Consumer:
Real estate 1-4 family first mortgage	78,170	6.42	5,016	87,700	5.44	4,772
Real estate 1-4 family junior lien mortgage	55,616	6.61	3,679	44,415	5.18	2,300
Credit card	10,663	12.33	1,315	8,878	11.80	1,048
Other revolving credit and installment	43,102	8.80	3,794	33,528	9.01	3,022

Total consumer	187,551	7.36	13,804	174,521	6.38	11,142
Foreign	4,711	13.49	636	3,184	15.30	487

Total loans (5)	296,106	7.19	21,276	269,570	6.23	16,791
Other	1,581	4.34	68	1,709	3.81	65

Total earning assets	$383,523	6.81	26,072	$354,348	5.97	21,071

FUNDING SOURCES
Deposits:
Interest-bearing checking	$3,607	1.43	51	$3,059	.44	13
Market rate and other savings	129,291	1.45	1,874	122,129	.69	838
Savings certificates	22,638	2.90	656	18,850	2.26	425
Other time deposits	27,676	3.29	910	29,750	1.43	427
Deposits in foreign offices	11,432	3.12	357	8,843	1.40	124

Total interest-bearing deposits	194,644	1.98	3,848	182,631	1.00	1,827
Short-term borrowings	24,074	3.09	744	26,130	1.35	353
Long-term debt	79,137	3.62	2,866	67,898	2.41	1,637
Guaranteed preferred beneficial interests in Company’s subordinated debentures (6)	—	—	—	—	—	—

Total interest-bearing liabilities	297,855	2.50	7,458	276,659	1.38	3,817
Portion of noninterest-bearing funding sources	85,668	—	—	77,689	—	—

Total funding sources	$383,523	1.95	7,458	$354,348	1.08	3,817

Net interest margin and net interest income on a taxable- equivalent basis (7)		4.86%	$18,614		4.89%	$17,254

NONINTEREST-EARNING ASSETS
Cash and due from banks	$13,173			$13,055
Goodwill	10,705			10,418
Other	38,389			32,758

Total noninterest-earning assets	$62,267			$56,231

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$87,218			$79,321
Other liabilities	21,559			18,764
Stockholders’ equity	39,158			35,835
Noninterest-bearing funding sources used to fund earning assets	(85,668)			(77,689)

Net noninterest-bearing funding sources	$62,267			$56,231

TOTAL ASSETS	$445,790			$410,579

(1)	Our average prime rate was 6.19%, 4.34%, 4.12%, 4.68% and 6.91% for 2005, 2004, 2003, 2002 and 2001, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 3.56%, 1.62%, 1.22%, 1.80% and 3.78% for the same years, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

2003			2002			2001
Average	Yields/	Interest	Average	Yields/	Interest	Average	Yields/	Interest
balance	rates	income/	balance	rates	income/	balance	rates	income/
		expense			expense			expense

$4,174	1.16%	$49	$2,961	1.73%	$51	$2,741	3.72%	$102

6,110	2.56	156	4,747	3.58	169	2,580	4.44	115

1,286	4.74	58	1,770	5.57	95	2,158	6.55	137

2,424	8.62	196	2,106	8.33	167	2,026	7.98	154

18,283	7.37	1,276	26,718	7.23	1,856	27,433	7.19	1,917

2,001	6.24	120	2,341	7.18	163	1,766	8.55	148

20,284	7.26	1,396	29,059	7.22	2,019	29,199	7.27	2,065
3,302	7.75	240	3,029	7.74	232	3,343	7.80	254

27,296	7.32	1,890	35,964	7.25	2,513	36,726	7.32	2,610
58,672	5.34	3,136	39,858	6.13	2,450	23,677	6.72	1,595
7,142	3.51	251	5,380	4.69	252	4,820	6.58	317

47,279	6.08	2,876	46,520	6.80	3,164	48,648	8.01	3,896
25,846	5.44	1,405	25,413	6.17	1,568	24,194	7.99	1,934
7,954	5.11	406	7,925	5.69	451	8,073	8.10	654
4,453	6.22	277	4,079	6.32	258	4,024	6.90	278

85,532	5.80	4,964	83,937	6.48	5,441	84,939	7.96	6,762

56,252	5.54	3,115	32,669	6.69	2,185	23,359	7.54	1,761

31,670	5.80	1,836	25,220	7.07	1,783	17,587	9.20	1,619
7,640	12.06	922	6,810	12.27	836	6,270	13.36	838

29,838	9.09	2,713	24,072	10.28	2,475	23,459	11.40	2,674

125,400	6.85	8,586	88,771	8.20	7,279	70,675	9.75	6,892
2,200	18.00	396	1,774	18.90	335	1,603	20.82	333

213,132	6.54	13,946	174,482	7.48	13,055	157,217	8.90	13,987
1,626	4.57	74	1,436	4.87	72	1,262	5.50	69

$318,152	6.16	19,502	$264,828	7.04	18,562	$229,023	8.24	18,795

$2,571	.27	7	$2,494	.55	14	$2,178	1.59	35
106,733	.66	705	93,787	.95	893	80,585	2.08	1,675
20,927	2.53	529	24,278	3.21	780	29,850	5.13	1,530
25,388	1.20	305	8,191	1.86	153	1,332	5.04	67
6,060	1.11	67	5,011	1.58	79	6,209	3.96	246

161,679	1.00	1,613	133,761	1.43	1,919	120,154	2.96	3,553
29,898	1.08	322	33,278	1.61	536	33,885	3.76	1,273
53,823	2.52	1,355	42,158	3.33	1,404	34,501	5.29	1,826

3,306	3.66	121	2,780	4.23	118	1,394	6.40	89

248,706	1.37	3,411	211,977	1.88	3,977	189,934	3.55	6,741

69,446	—	—	52,851	—	—	39,089	—	—

$318,152	1.08	3,411	$264,828	1.51	3,977	$229,023	2.95	6,741

	5.08%	$16,091		5.53%	$14,585		5.29%	$12,054

$13,433			$13,820			$14,608
9,905			9,737			9,514
36,123			33,340			32,222

$$59,461			$56,897			$56,344

$76,815			$63,574			$55,333
20,030			17,054			13,214
32,062			29,120			26,886
(69,446)			(52,851)			(39,089)

$59,461			$56,897			$56,344

$377,613			$321,725			$285,367

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), these balances were reflected in long-term debt. See Note 12 (Long-Term Debt) to Financial Statements for more information.

(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for all years presented.

Noninterest Income
Table 4: Noninterest Income

(in millions)	Year ended December 31,			% Change
	2005	2004	2003	2005/	2004/
				2004	2003
Service charges on deposit accounts	$2,512	$2,417	$2,297	4%	5%
Trust and investment fees:
Trust, investment and IRA fees	1,855	1,509	1,345	23	12
Commissions and all other fees	581	607	592	(4)	3

Total trust and investment fees	2,436	2,116	1,937	15	9
Card fees	1,458	1,230	1,079	19	14
Other fees:
Cash network fees	180	180	179	—	1
Charges and fees on loans	1,022	921	756	11	22
All other	727	678	625	7	8

Total other fees	1,929	1,779	1,560	8	14
Mortgage banking:
Servicing income, net of amortization and provision for impairment	987	1,037	(954)	(5)	—
Net gains on mortgage loan origination/sales activities	1,085	539	3,019	101	(82)
All other	350	284	447	23	(36)

Total mortgage banking	2,422	1,860	2,512	30	(26)
Operating leases	812	836	937	(3)	(11)
Insurance	1,215	1,193	1,071	2	11
Trading assets	571	523	502	9	4
Net gains (losses) on debt securities available for sale	(120)	(15)	4	700	—
Net gains from equity investments	511	394	55	30	616
Net gains on sales of loans	5	11	28	(55)	(61)
Net gains (losses) on dispositions of operations	14	(15)	29	—	—
All other	680	580	371	17	56

Total	$14,445	$12,909	$12,382	12	4

We earn trust, investment and IRA fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2005, these assets totaled $783 billion, up 11% from $705 billion at December 31, 2004. At December 31, 2004, we acquired $24 billion in mutual fund assets and $5 billion in institutional investment accounts from Strong Financial Corporation (Strong Financial). When the Wells Fargo Funds® and certain Strong Financial funds merged in April 2005, we renamed our mutual fund family the Wells Fargo Advantage FundsSM.
Generally, trust, investment and IRA fees are based on the market value of the assets that are managed, administered, or both. The increase in these fees was due to additional revenue from the December 31, 2004, acquisition of assets from the Strong Financial transaction and our successful efforts to grow our investment businesses.
     Also, we receive commissions and other fees for providing services for retail and discount brokerage customers. At December 31, 2005 and 2004, brokerage balances were $97 billion and $86 billion, respectively. Generally, these fees are based on the number of transactions executed at the customer’s direction.
     Card fees increased 19% to $1,458 million in 2005 from $1,230 million in 2004, predominantly due to increases in credit card accounts and credit and debit card transaction volume.
     Mortgage banking noninterest income increased to $2,422 million in 2005 from $1,860 million in 2004, due to an increase in net gains on mortgage loan origination/sales activities partly offset by the decline in net servicing income.
     Net gains on mortgage loan origination/sales activities were $1,085 million in 2005, up from $539 million in 2004, primarily due to higher origination volume. Originations were $366 billion in 2005 and $298 billion in 2004. The 1-4 family first mortgage unclosed pipeline was $50 billion at both year-end 2005 and 2004.
     Net servicing income was $987 million in 2005 compared with $1,037 million in 2004. Servicing income includes net derivative gains and losses and is net of amortization and impairment of MSRs, which are all influenced by both the level and direction of mortgage interest rates. The Company’s portfolio of loans serviced for others was $871 billion at December 31, 2005, up 27% from $688 billion at year-end 2004. Given a larger servicing portfolio year over year, the increase in servicing income was partly offset by higher amortization of MSRs. Servicing fees increased to $2,457 million in 2005 from $2,101 million in 2004 and amortization of MSRs increased to $1,991 million in 2005 from $1,826 million in 2004. Servicing income in 2005 also included a higher MSRs valuation allowance release of $378 million in 2005 compared with $208 million in 2004, due to higher long-term interest rates in certain quarters of 2005. The increase in fee revenue and the higher MSRs valuation allowance release were mostly offset by the decrease in net derivative gains to $143 million in 2005 from $554 million in 2004.
     Net losses on debt securities were $120 million for 2005, compared with $15 million for 2004. Net gains from equity investments were $511 million in 2005, compared with $394 million in 2004, primarily reflecting the continued strong performance of our venture capital business.
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

Noninterest Expense
Table 5: Noninterest Expense

(in millions)	Year ended December 31,			% Change
	2005	2004	2003	2005/	2004/
				2004	2003
Salaries	$6,215	$5,393	$4,832	15%	12%
Incentive compensation	2,366	1,807	2,054	31	(12)
Employee benefits	1,874	1,724	1,560	9	11
Equipment	1,267	1,236	1,246	3	(1)
Net occupancy	1,412	1,208	1,177	17	3
Operating leases	635	633	702	—	(10)
Outside professional services	835	669	509	25	31
Contract services	596	626	866	(5)	(28)
Travel and entertainment	481	442	389	9	14
Outside data processing	449	418	404	7	3
Advertising and promotion	443	459	392	(3)	17
Postage	281	269	336	4	(20)
Telecommunications	278	296	343	(6)	(14)
Insurance	224	247	197	(9)	25
Stationery and supplies	205	240	241	(15)	—
Operating losses	194	192	193	1	(1)
Security	167	161	163	4	(1)
Core deposit intangibles	123	134	142	(8)	(6)
Charitable donations	61	248	237	(75)	5
Net losses from debt extinguishment	11	174	—	(94)	—
All other	901	997	1,207	(10)	(17)

Total	$19,018	$17,573	$17,190	8	2

Noninterest expense in 2005 increased 8% to $19.0 billion from $17.6 billion in 2004, primarily due to increased mortgage production and continued investments in new stores and additional sales-related team members. Noninterest expense in 2005 included a $117 million expense to adjust the estimated lives for certain depreciable assets, primarily building improvements, $62 million of airline lease write-downs, $56 million of integration expense and $25 million for the adoption of FIN 47, which relates to recognition of obligations associated with the retirement of long-lived assets, such as building and leasehold improvements. Home Mortgage expenses increased $426 million from 2004, reflecting higher production costs from an increase in loan origination volume. For 2004, employee benefits included a $44 million special 401(k) contribution and charitable donations included a $217 million contribution to the Wells Fargo Foundation.
     See “Current Accounting Developments” for information on accounting for share-based awards, such as stock option grants. On January 1, 2006, we adopted FAS 123R, which requires that we include the cost of such grants in our income statement over the vesting period of the award.
Income Tax Expense
Our effective income tax rate for 2005 decreased to 33.57% from 34.87% for 2004, due primarily to higher tax-exempt income and income tax credits, and the tax benefit associated with our donation of appreciated securities.
Operating Segment Results
Our lines of business for management reporting are Community Banking, Wholesale Banking and Wells Fargo Financial. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 19 (Operating Segments) to Financial Statements.
COMMUNITY BANKING’S net income increased 13% to $5.5 billion in 2005 from $4.9 billion in 2004. Total revenue for 2005 increased 9%, driven by loan and deposit growth and higher mortgage origination volumes. The provision for credit losses for 2005 increased $108 million, or 14%, reflecting incremental consumer bankruptcy filings before the mid-October legislative reform. Noninterest expense for 2005 increased $982 million, or 8%, driven by mortgage production, growth in other businesses, and investments in new stores, sales staff and technology. Average loans were $187.0 billion in 2005, up 5% from $178.9 billion in 2004.
WHOLESALE BANKING’S net income was a record $1.73 billion in 2005, up 8% from $1.60 billion in 2004, driven largely by a 15% increase in earning assets, as well as very low loan losses. Average loans increased 17% to $62.2 billion in 2005 from $53.1 billion in 2004, with double-digit increases across wholesale lending businesses. The provision for credit losses decreased to $1 million in 2005 from $62 million in 2004, with loan charge-offs at very low levels throughout 2005. Noninterest income increased 13% to $3.4 billion in 2005 from $3.0 billion in 2004, largely due to the Strong Financial acquisition completed at the end of 2004. Noninterest expense increased 16% to $3.17 billion in 2005 from $2.73 billion in 2004, due to the Strong Financial acquisition and airline lease writedowns.
WELLS FARGO FINANCIAL’S net income decreased 34% to $409 million in 2005 from $617 million in 2004. Net income was reduced by incremental bankruptcies related to the change in bankruptcy law and the $163 million first quarter 2005 initial implementation of conforming to more stringent FFIEC charge-off timing rules. Also, a $100 million provision for credit losses was taken in third quarter 2005 for estimated losses from Hurricane Katrina. Total revenue rose 12% in 2005, reaching $4.7 billion, compared with $4.2 billion in 2004, due to higher net interest income. Noninterest expense increased $202 million, or 9%, in 2005 from 2004, reflecting investments in new consumer finance stores and additional team members.
     Segment results for prior periods have been revised due to the realignment of our automobile financing businesses into Wells Fargo Financial in 2005, designed to leverage the expertise, systems and resources of the existing businesses.

Balance Sheet Analysis

Securities Available for Sale
Our securities available for sale portfolio consists of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and yield enhancement. Accordingly, this portfolio primarily includes very liquid, high-quality federal agency debt securities. At December 31, 2005, we held $40.9 billion of debt securities available for sale, compared with $33.0 billion at December 31, 2004, with a net unrealized gain of $591 million and $1.2 billion for the same periods, respectively. We also held $900 million of marketable equity securities available for sale at December 31, 2005, and $696 million at December 31, 2004, with a net unrealized gain of $342 million and $189 million for the same periods, respectively.
     The weighted-average expected maturity of debt securities available for sale was 5.9 years at December 31, 2005. Since 79% of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers may have the right to prepay obligations before the underlying mortgages mature.
     The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is shown in Table 6.
Table 6: Mortgage-Backed Securities

(in billions)	Fair	Net unrealized	Remaining
	value	gain (loss)	maturity
At December 31, 2005	$32.4	$.4	5.3 yrs.
At December 31, 2005, assuming a 200 basis point:
Increase in interest rates	29.9	(2.1)	7.5 yrs.
Decrease in interest rates	33.5	1.5	2.0 yrs.

     See Note 5 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.
Loan Portfolio
A comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
     Loans averaged $296.1 billion in 2005, compared with $269.6 billion in 2004, an increase of 10%. Total loans at December 31, 2005, were $310.8 billion, compared with $287.6 billion at year-end 2004, an increase of 8%. Average 1-4 family first mortgages decreased $9.5 billion, or 11%, and average junior liens increased $11.2 billion, or 25%, in 2005 compared with a year ago. Average commercial and commercial real estate loans increased $12.0 billion, or 13%, in 2005 compared with a year ago. Average mortgages held for sale increased $6.7 billion, or 21%, to $39.0 billion in
2005 from $32.3 billion in 2004, due to higher origination volume. Residential mortgage originations of $366 billion were up 23% from $298 billion in 2004. Loans held for sale decreased to $612 million at December 31, 2005, from $8.7 billion a year ago, due to the transfer of student loans held for sale to the held for investment portfolio. Our decision to hold these loans for investment was based on present yields and our intent and ability to hold this portfolio for the foreseeable future.
     Table 7 shows contractual loan maturities and interest rate sensitivities for selected loan categories.
Table 7: Maturities for Selected Loan Categories

(in millions)	December 31, 2005
	Within	After	After	Total
	one	one year	five
	year	through	years
		five years
Selected loan maturities:
Commercial	$18,748	$31,627	$11,177	$61,552
Other real estate mortgage	3,763	11,777	13,005	28,545
Real estate construction	5,081	6,887	1,438	13,406
Foreign	525	3,995	1,032	5,552

Total selected loans	$28,117	$54,286	$26,652	$109,055

Sensitivity of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$11,145	$7,453
Loans at floating/variable interest rates		43,141	19,199

Total selected loans		$54,286	$26,652

Deposits
Year-end deposit balances are in Table 8. Comparative detail of average deposit balances is included in Table 3. Average core deposits funded 54.5% and 54.4% of average total assets in 2005 and 2004, respectively. Total average interest-bearing deposits rose from $182.6 billion in 2004 to $194.6 billion in 2005. Total average noninterest-bearing deposits rose from $79.3 billion in 2004 to $87.2 billion in 2005. Savings certificates increased on average from $18.9 billion in 2004 to $22.6 billion in 2005.
Table 8: Deposits

(in millions)	December 31,		%
	2005	2004	Change
Noninterest-bearing	$87,712	$81,082	8%
Interest-bearing checking	3,324	3,122	6
Market rate and other savings	134,811	126,648	6
Savings certificates	27,494	18,851	46

Core deposits	253,341	229,703	10
Other time deposits	46,488	36,622	27
Deposits in foreign offices	14,621	8,533	71

Total deposits	$314,450	$274,858	14

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements, Variable Interest
Entities, Guarantees and Other Commitments
We consolidate our majority-owned subsidiaries and subsidiaries in which we are the primary beneficiary. Generally, we use the equity method of accounting if we own at least 20% of an entity and we carry the investment at cost if we own less than 20% of an entity. See Note 1 (Summary of Significant Accounting Policies) to Financial Statements for our consolidation policy.
     In the ordinary course of business, we engage in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources or (4) optimize capital, and are accounted for in accordance with U.S. generally accepted accounting principles (GAAP).
     Almost all of our off-balance sheet arrangements result from securitizations. We routinely securitize home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgages and automobile receivables. We normally structure loan securitizations as sales, in accordance with FAS 140. This involves the transfer of financial assets to certain qualifying special-purpose entities that we are not required to consolidate. In a securitization, we can convert the assets into cash earlier than if we held the assets to maturity. Special-purpose entities used in these types of securitizations obtain cash to acquire assets by issuing securities to investors. In a securitization, we record a liability related to standard representations and warranties we make to purchasers and issuers for receivables transferred. Also, we generally retain the right to service the transferred receivables and to repurchase those receivables from the special-purpose entity if the outstanding balance of the receivable falls to a level where the cost exceeds the benefits of servicing such receivables.
     At December 31, 2005, securitization arrangements sponsored by the Company consisted of $121 billion in securitized loan receivables, including $75 billion of home mortgage loans. At December 31, 2005, the retained servicing rights and other beneficial interests related to these securitizations were $4,426 million, consisting of $3,501 million in securities, $784 million in servicing assets and $141 million in other retained interests. Related to our securitizations, we have committed to provide up to $40 million in credit enhancements.
     We also hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize corporate debt that had approximately $3 billion in total assets at December 31, 2005. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $870 million at December 31, 2005, predominantly representing investments in entities formed to invest in affordable housing. We, however, expect to recover our investment over time primarily through realization of federal low-income housing tax credits.
     For more information on securitizations including sales proceeds and cash flows from securitizations, see Note 20 (Securitizations and Variable Interest Entities) to Financial Statements.
     Home Mortgage, in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Bank, N.A., or an affiliated entity, through an established line of credit and are subject to specified underwriting criteria. At December 31, 2005, the total assets of these mortgage origination joint ventures were approximately $55 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2005, these liquidity commitments totaled $358 million.
     We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers title, escrow, appraisal and other real estate related services. Our merchant services joint venture includes credit card processing and related activities. At December 31, 2005, total assets of our real estate lending and merchant services joint ventures were approximately $715 million.
     When we acquire brokerage, asset management and insurance agencies, the terms of the acquisitions may provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2005, the amount of contingent consideration we expected to pay was not significant to our financial statements.
     As a financial services provider, we routinely commit to extend credit, including loan commitments, standby letters of credit and financial guarantees. A significant portion of commitments to extend credit may expire without being drawn upon. These commitments are subject to the same credit policies and approval process used for our loans. For more information, see Note 6 (Loans and Allowance for Credit Losses) and Note 24 (Guarantees) to Financial Statements.
     In our venture capital and capital markets businesses, we commit to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund these commitments generally depends on the venture capital investment cycle, the period over which privately-held companies are funded by venture capital investors and ultimately sold or taken public. This cycle can vary based on market conditions and the industry in which the companies operate. We expect that many of these investments will become public, or otherwise become liquid, before the balance of unfunded equity commitments is used. At December 31, 2005, these commitments were approximately $650 million. Our other investment commitments, principally related to affordable housing, civic and other community development initiatives, were approximately $465 million at December 31, 2005.
     In the ordinary course of business, we enter into indemnification agreements, including underwriting agreements relating to offers and sales of our securities, acquisition agreements, and various other business transactions or arrangements, such as relationships arising from service as a director or officer of the Company. For more information, see Note 24 (Guarantees) to Financial Statements.
Contractual Obligations
In addition to the contractual commitments and arrangements described above, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.
     Table 9 summarizes these contractual obligations at December 31, 2005, except obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on these obligations is in Note 11 (Short-Term Borrowings) and Note 15 (Employee Benefits and Other Expenses) to Financial Statements. The table also excludes other commitments more fully described under “Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments.”
     We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this report and Note 26 (Derivatives) to Financial Statements for more information.
Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. The Company had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2005, 2004 and 2003.

Table 9: Contractual Obligations

(in millions)	Note(s) to	Less than	1-3	3-5	More than	Indeterminate	Total
	Financial Statements	1 year	years	years	5 years	maturity(1)
Contractual payments by period:
Deposits	10	$80,461	$5,785	$1,307	$231	$226,666	$314,450
Long-term debt(2)	7, 12	11,124	27,704	15,869	24,971	—	79,668
Operating leases	7	514	786	535	898	—	2,733
Purchase obligations(3)		548	244	28	—	—	820

Total contractual obligations		$92,647	$34,519	$17,739	$26,100	$226,666	$397,671

(1)	Represents interest-bearing and noninterest-bearing checking, market rate and other savings accounts.
(2)	Includes capital leases of $14 million.
(3)	Represents agreements to purchase goods or services.

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
     The Chief Credit Officer, who reports directly to the Chief Executive Officer, provides company-wide credit oversight. Each business unit with direct credit risks has a credit officer and has the primary responsibility for managing its own credit risk. The Chief Credit Officer delegates authority, limits and other requirements to the business units. These delegations are routinely reviewed and amended if there are significant changes in personnel, credit performance, or business requirements. The Chief Credit Officer is a member of the Company’s Management Committee.
     Our business units and the office of the Chief Credit Officer periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that credit standards are followed. Business units conduct quality assurance reviews to ensure that loans meet portfolio or investor credit standards. Our loan examiners and internal auditors also independently review portfolios with credit risk.
     Our primary business focus in middle-market commercial and residential real estate, auto and small consumer lending, results in portfolio diversification. We ensure that we use appropriate methods to understand and underwrite risk.
     In our wholesale portfolios, larger or more complex loans are individually underwritten and judgmentally risk rated. They are periodically monitored and prompt corrective actions are taken on deteriorating loans. Smaller, more homogeneous loans are approved and monitored using statistical techniques.
     Retail loans are typically underwritten with statistical decision-making tools and are managed throughout their life cycle on a portfolio basis. The Chief Credit Officer establishes corporate standards for model development and validation to ensure sound credit decisions and regulatory compliance.
     Each business unit completes quarterly asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall allowance for credit losses is adequate we conduct periodic stress tests. This includes a portfolio loss simulation model that simulates a range of possible losses for various sub-portfolios assuming various trends in loan quality. We assess loan portfolios for geographic, industry, or other concentrations and use mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations, as we deem necessary.
     We routinely review and evaluate risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits or entire sub-portfolios. We also assess risk for particular industries, geographic locations such as states or Metropolitan Statistical Areas (MSAs) and specific macroeconomic trends.
NONACCRUAL LOANS AND OTHER ASSETS
Table 10 shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection); or
•	part of the principal balance has been charged off.
     Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.
     The decrease in nonaccrual loans was primarily due to payoffs of commercial and commercial real estate nonaccrual loans.
     We expect that the amount of nonaccrual loans will change due to portfolio growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs. The performance of any one loan can be affected by external factors, such as economic conditions, or factors particular to a borrower, such as actions of a borrower’s management.
     If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $85 million of interest would have been recorded in 2005, compared with payments of $35 million recorded as interest income.
     Most of the foreclosed assets at December 31, 2005, have been in the portfolio one year or less.

Table 10:	Nonaccrual Loans and Other Assets

(in millions)	December 31				,
	2005	2004	2003	2002	2001
Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$286	$345	$592	$796	$827
Other real estate mortgage	165	229	285	192	210
Real estate construction	31	57	56	93	145
Lease financing	45	68	73	79	163

Total commercial and commercial real estate	527	699	1,006	1,160	1,345
Consumer:
Real estate 1-4 family first mortgage	471	386	274	230	205
Real estate 1-4 family junior lien mortgage	144	92	87	49	22
Other revolving credit and installment	171	160	88	48	59

Total consumer	786	638	449	327	286
Foreign	25	21	3	5	9

Total nonaccrual loans (1)	1,338	1,358	1,458	1,492	1,640
As a percentage of total loans	.43%	.47%	.58%	.78%	.98%
Foreclosed assets	191	212	198	195	160
Real estate investments (2)	2	2	6	4	2

Total nonaccrual loans and other assets	$1,531	$1,572	$1,662	$1,691	$1,802

As a percentage of total loans	.49%	.55%	.66%	.88%	1.08%

(1)	Includes impaired loans of $190 million, $309 million, $629 million, $612 million and $823 million at December 31, 2005, 2004, 2003, 2002 and 2001, respectively. (See Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements for further discussion of impaired loans.)

(2)	Real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.
Real estate investments totaled $84 million, $4 million, $9 million, $9 million and $24 million at December 31, 2005, 2004, 2003, 2002 and 2001, respectively.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual.
     The total of loans 90 days or more past due and still accruing was $3,606 million, $2,578 million, $2,337 million, $672 million and $698 million at December 31, 2005, 2004, 2003, 2002 and 2001, respectively. At December 31, 2005, 2004, and 2003, the total included $2,923 million, $1,820 million and $1,641 million, respectively, in advances pursuant to our servicing agreements to Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. Before clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets. Table 11 provides detail by loan category excluding GNMA advances.

Table 11:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA Advances)

(in millions)	December 31					,
	2005	2004	2003	2002	2001
Commercial and commercial real estate:
Commercial	$18	$26	$87	$92	$60
Other real estate mortgage	13	6	9	7	22
Real estate construction	9	6	6	11	47

Total commercial and commercial real estate	40	38	102	110	129
Consumer:
Real estate 1-4 family first mortgage	103	148	117	104	145
Real estate 1-4 family junior lien mortgage	50	40	29	18	17
Credit card	159	150	134	130	116
Other revolving credit and installment	290	306	271	282	268

Total consumer	602	644	551	534	546
Foreign	41	76	43	28	23

Total	$683	$758	$696	$672	$698

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We assume that our allowance for credit losses as a percentage of charge-offs and nonaccrual loans will change at different points in time based on credit performance, loan mix and collateral values. Any loan with past due principal or interest that is not both well-secured and in the process of collection generally is charged off (to the extent that it exceeds the fair value of any related collateral) based on loan category after a defined period of time. Also, a loan is charged off when classified as a loss by either internal loan examiners or regulatory examiners. The detail of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
     At December 31, 2005, the allowance for loan losses was $3.87 billion, or 1.25% of total loans, compared with $3.76 billion, or 1.31%, at December 31, 2004, and $3.89 billion, or 1.54%, at December 31, 2003. The decrease in the ratio of the allowance for loan losses to total loans was primarily due to a continued shift toward a higher percentage of consumer loans in our portfolio, including consumer loans and some small business loans, which have shorter loss emergence periods, and home mortgage loans, which have inherently lower losses that emerge over a longer time frame compared to other consumer products. We have historically experienced lower losses on our residential real estate secured consumer loan portfolio.
     The allowance for credit losses was $4.06 billion at December 31, 2005, and $3.95 billion at December 31, 2004. The ratio of the allowance for credit losses to net charge-offs was 178% and 237% at December 31, 2005 and 2004, respectively. This ratio fluctuates from period to period and the decrease in 2005 reflects increased loss rates within the various consumer and small business portfolios impacted by higher consumer bankruptcies in fourth quarter 2005.
     The ratio of the allowance for credit losses to total nonaccrual loans was 303% and 291% at December 31, 2005 and 2004, respectively. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages and other consumer loans at December 31, 2005. Nonaccrual loans are generally written down to a net realizable value at the time they are placed on nonaccrual and accounted for on a cost recovery basis.
     The provision for credit losses totaled $2.38 billion in 2005, and $1.72 billion in both 2004 and 2003. In 2005, the provision included $100 million in excess of net charge-offs, which was our estimate of probable credit losses related to Hurricane Katrina. We continue to work with customers under various payment moratoriums and forbearance programs to re-evaluate and refine our estimates as more information becomes available and can be confirmed in subsequent quarters.
     Net charge-offs in 2005 were .77% of average total loans, compared with .62% in 2004 and .81% in 2003. Higher net charge-offs in 2005 included the additional credit losses from the change in bankruptcy laws and conforming Wells Fargo Financial to FFIEC charge-off rules. A portion of these bankruptcy charge-offs represent an acceleration of charge-offs that would have likely occurred in 2006. The increase in consumer bankruptcies primarily impacted our credit card, unsecured consumer loans and lines, auto and small business portfolios.
     The reserve for unfunded credit commitments was $186 million at December 31, 2005, and $188 million at December 31, 2004, less than 5% of the total allowance for credit losses related to this potential risk for both years.
     The allocated component of the allowance for credit losses was $3.41 billion at December 31, 2005, and $3.06 billion at December 31, 2004, an increase of $347 million year over year. Changes in the allocated allowance reflect changes in statistically derived loss estimates, historical loss experience, and current trends in borrower risk and/or general economic activity on portfolio performance. The unallocated allowance decreased to $648 million, or 16% of the allowance for credit losses, at December 31, 2005, from $888 million, or 22%, at December 31, 2004.
     We consider the allowance for credit losses of $4.06 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2005. The process for determining the adequacy of the allowance for credit losses is critical to our financial results. It requires difficult, subjective and complex judgments, as a result of the need to make estimates about the effect of matters that are uncertain. (See “Financial Review — Critical Accounting Policies — Allowance for Credit Losses.”) Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable credit losses in relation to the amount reserved. We may need to significantly adjust the allowance for credit losses, considering current factors at the time, including economic conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for credit losses is discussed in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.

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
INTEREST RATE RISK
Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:
•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, earnings will initially decline);
•	assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);
•	short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may affect new loan yields and funding costs differently); or
•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available for sale portfolio may prepay significantly earlier than anticipated—which could reduce portfolio income).
     Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the value of MSRs, the value of the pension liability and other sources of earnings.
     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2005, our most recent simulation indicated estimated earnings at risk of less than 1% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate dropped 200 basis points to 2.25% and the 10-year Constant Maturity Treasury bond yield dropped 125 basis points to 3.25% over the same period. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the twelve month simulation period, depending on the path of interest rates and on our MSRs hedging strategies. See “Mortgage Banking Interest Rate Risk” below.
     We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair values of these derivatives as of December 31, 2005 and 2004, are presented in Note 26 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three ways:
•	to convert a major portion of our long-term fixed-rate debt, which we issue to finance the Company, from fixed-rate payments to floating-rate payments by entering into receive-fixed swaps;
•	to convert the cash flows from selected asset and/or liability instruments/portfolios from fixed-rate payments to floating-rate payments or vice versa; and
•	to hedge our mortgage origination pipeline, funded mortgage loans and MSRs using interest rate swaps, swaptions, futures, forwards and options.
MORTGAGE BANKING INTEREST RATE RISK
We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. We avoid unwanted credit and liquidity risks by selling or securitizing virtually all of the long-term fixed-rate mortgage loans we originate and most of the ARMs we originate. From time to time, we hold originated ARMs in portfolio as an investment for our growing base of core deposits, and we may subsequently sell some or all of these ARMs as part of our corporate asset/liability management.
     While credit and liquidity risks are relatively low for mortgage banking activities, interest rate risk can be substantial. Changes in interest rates may potentially impact origination and servicing fees, the value of our MSRs, the income and expense associated with instruments used to hedge changes in the value of MSRs, and the value of derivative loan commitments extended to mortgage applicants.
     Interest rates impact the amount and timing of origination and servicing fees because consumer demand for new mortgages and the level of refinancing activity are sensitive to changes in mortgage interest rates. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and, depending on our ability to retain market share, may also lead to an increase in servicing fees. Given the time it takes for consumer behavior to fully react to interest rate changes, as well as the time required for processing a new application, providing the commitment, and securitizing and selling the loan, interest rate changes will impact origination and servicing fees with a lag. The amount and timing of the impact on origination and servicing fees will depend on the magnitude, speed and duration of the change in interest rates.
     Under GAAP, MSRs are adjusted at the end of each quarter to the lower of cost or market. While the valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable, changes in interest rates influence a variety of assumptions included in the periodic valuation of MSRs. Assumptions affected include prepayment speed, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements impacted by interest rates.
     A decline in interest rates increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated value of MSRs. This reduction in value causes a charge to income as a result of increasing the valuation allowance for potential MSRs impairment (net of any gains on derivatives used to hedge MSRs). We typically do not fully hedge with financial instruments (derivatives or securities) all of the potential decline in the value of our MSRs to a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” In a rising rate period, when the MSRs valuation is not fully hedged with derivatives, the amount of valuation allowance that can be recaptured into income will typically—although not always—exceed the losses on any derivatives hedging the MSRs.
     Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires sophisticated modeling and constant monitoring. While we attempt to balance these various aspects of the mortgage business, there are several potential risks to earnings:
•	MSRs valuation changes associated with interest rate changes are recorded in earnings immediately within the accounting period in which those interest rate changes occur, whereas the impact of those same changes in interest rates on origination and servicing fees occur with a lag and over time. Thus, the mortgage business could be protected from adverse changes in interest rates over a period of time on a cumulative basis but still display large variations in income in any accounting period.
•	The degree to which the “natural business hedge” offsets changes in MSRs valuations is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes. For example, given the relatively high level of refinancing activity in recent years and the increase in interest rates in 2005, any significant increase in refinancing activity would likely occur only if rates drop substantially from year-end 2005 levels.
•	Origination volumes, the valuation of MSRs and hedging results and associated costs are also impacted by many factors. Such factors include the mix of new business between ARMs and fixed-rated mortgages, the relationship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.
•	While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use, including mortgage, U.S. Treasury, and LIBOR-based futures, forwards, swaps and options, may not perfectly correlate with the values and income being hedged.
     Our MSRs totaled $12.5 billion, net of a valuation allowance of $1.2 billion at December 31, 2005, and $7.9 billion, net of a valuation allowance of $1.6 billion, at December 31, 2004. The weighted-average note rate of our owned servicing portfolio was 5.72% at December 31, 2005, and 5.75% at December 31, 2004. Our MSRs were 1.44% of mortgage loans serviced for others at December 31, 2005, and 1.15% at December 31, 2004.
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

     Outstanding derivative loan commitments expose us to the risk that the price of the loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize options, futures and forwards to economically hedge the potential decreases in the values of the loans that could result from the exercise of the loan commitments. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments.
MARKET RISK – TRADING ACTIVITIES
From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives—transacted with customers or used to hedge capital market transactions with customers—are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2005 and 2004, are included in Note 26 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading business are monitored by Corporate ALCO.
     The standardized approach for monitoring and reporting market risk for the trading activities is the value-at-risk (VAR) metrics complemented with factor analysis and stress testing. VAR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VAR at 99% confidence interval based on actual changes in rates and prices over the past 250 days. The analysis captures all financial instruments that are considered trading positions. The average one-day VAR throughout 2005 was $18 million, with a lower bound of $11 million and an upper bound of $24 million.
MARKET RISK – EQUITY MARKETS
We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors (the Board).
The Board reviews business developments, key risks and historical returns for the private equity investments at least annually. Management reviews these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Private equity investments totaled $1,537 million at December 31, 2005, and $1,449 million at December 31, 2004.
     We also have marketable equity securities in the available for sale investment portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and other-than-temporary impairment may be periodically recorded when identified. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength, and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and, to a lesser degree, our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. The fair value of marketable equity securities was $900 million and cost was $558 million at December 31, 2005, and $696 million and $507 million, respectively, at December 31, 2004.
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
LIQUIDITY AND FUNDING
The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under unpredictable circumstances of industry or market stress. To achieve this objective, Corporate ALCO establishes and monitors liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. We set these guidelines for both the consolidated balance sheet and for the Parent to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.

     Debt securities in the securities available for sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5.9 years at December 31, 2005. Of the $40.3 billion (cost basis) of debt securities in this portfolio at December 31, 2005, $5.1 billion, or 13%, is expected to mature or be prepaid in 2006 and an additional $5.5 billion, or 14%, in 2007. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations. In 2005, we sold mortgage loans of approximately $435 billion, including securitized home mortgage loans and commercial mortgage loans of approximately $190 billion. The amount of mortgage loans, home equity loans and other consumer loans available to be sold or securitized was approximately $150 billion at December 31, 2005.
     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits and stockholders’ equity funded 63.2% and 63.1% of average total assets in 2005 and 2004, respectively.
     The remaining assets were funded by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $24.1 billion in 2005 and $26.1 billion in 2004. Long-term debt averaged $79.1 billion in 2005 and $67.9 billion in 2004.
     We anticipate making capital expenditures of approximately $900 million in 2006 for our stores, relocation and remodeling of Company facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including cash flows from operations, retained earnings and borrowings.
     Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding by issuing registered debt, private placements and asset-backed secured funding. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants. In September 2003, Moody’s Investors Service rated Wells Fargo Bank, N.A. as “Aaa,” its highest investment grade, and rated the Company’s senior debt rating as “Aa1.” In July 2005, Dominion Bond Rating Service raised the Company’s senior debt rating to “AA” from “AA(low).”
     Table 12 provides the credit ratings of the Company and Wells Fargo Bank, N.A. as of December 31, 2005.

Table 12:	Credit Ratings

	Wells Fargo & Company			Wells Fargo Bank, N.A.
	Senior	Subordinated	Commercial	Long-term	Short-term
	debt	debt	paper	deposits	borrowings

Moody’s	Aa1	Aa2	P-1	Aaa	P-1
Standard & Poor’s	AA-	A+	A-1+	AA	A-1+
Fitch, Inc.	AA	AA-	F1+	AA+	F1+
Dominion Bond Rating Service	AA	AA(low)	R-1(middle)	AA(high)	R-1(high)

     On June 29, 2005, the SEC adopted amendments to its rules with respect to the registration, communications and offerings processes under the Securities Act of 1933. The rules, which became effective December 1, 2005, facilitate access to the capital markets by well-established public companies, modernize the existing restrictions on corporate communications during a securities offering and further integrate disclosures under the Securities Act of 1933 and the Securities Exchange Act of 1934. The amended rules provide the most flexibility to “well-known seasoned issuers” (Seasoned Issuers), including the option of automatic effectiveness upon filing of shelf registration statements and relief under the less restrictive communications rules. Seasoned Issuers generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. Based on each of these criteria calculated as of December 1, 2005, the Company met the eligibility requirements to qualify as a Seasoned Issuer.
PARENT. In July 2005, the Parent’s registration statement with the SEC for issuance of $30 billion in senior and subordinated notes, preferred stock and other securities became effective. During 2005, the Parent issued a total of $16.0 billion of senior notes, including approximately $1.3 billion (denominated in pounds sterling) sold primarily in the United Kingdom. Also, in 2005, the Parent issued $1.5 billion (denominated in Australian dollars) in senior notes under the Parent’s Australian debt issuance program. At December 31, 2005, the Parent’s remaining authorized issuance capacity under its effective registration statements was $24.8 billion. We used the proceeds from securities issued in 2005 for general corporate purposes and expect that the proceeds in the future will also be used for general corporate purposes. In January and February 2006, the Parent issued a total of $3.6 billion in senior notes, including approximately $900 million denominated in pounds sterling. The Parent also issues commercial paper from time to time.

WELLS FARGO BANK, N.A. In March 2003, Wells Fargo Bank, N.A. established a $50 billion bank note program under which it may issue up to $20 billion in short-term senior notes outstanding at any time and up to a total of $30 billion in long-term senior notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2005, Wells Fargo Bank, N.A. issued $2.3 billion in long-term senior notes. At December 31, 2005, the remaining long-term issuance authority was $6.7 billion. Wells Fargo Bank, N.A. also issued $1.5 billion in subordinated debt in 2005.
WELLS FARGO FINANCIAL. In November 2003, Wells Fargo Financial Canada Corporation (WFFCC), a wholly-owned Canadian subsidiary of Wells Fargo Financial, Inc. (WFFI), qualified for distribution with the provincial securities exchanges in Canada $1.5 billion (Canadian) of issuance authority. In December 2004, WFFCC amended its existing shelf registration by adding $2.5 billion (Canadian) of issuance authority. During 2005, WFFCC issued $2.2 billion (Canadian) in senior notes. The remaining issuance capacity for WFFCC of $700 million (Canadian) expired in December 2005. In January 2006, a $7.0 billion (Canadian) shelf registration became effective. In 2005, WFFI entered into a secured borrowing arrangement for $1 billion (U.S.). Under the terms of the arrangement, WFFI pledged auto loans as security for the borrowing.

Capital Management

We have an active program for managing stockholder capital. We use capital to fund organic growth, acquire banks and other financial services companies, pay dividends and repurchase our shares. Our objective is to produce above-market long-term returns by opportunistically using capital when returns are perceived to be high and issuing/accumulating capital when such costs are perceived to be low.
     From time to time our Board of Directors authorizes the Company to repurchase shares of our common stock. Although we announce when our Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
     Historically, our policy has been to repurchase shares under the “safe harbor” conditions of Rule 10b-18 of the Exchange Act including a limitation on the daily volume of repurchases. Rule 10b-18 imposes an additional daily volume limitation on share repurchases during a pending merger or acquisition in which shares of our stock will constitute some or all of the consideration. Our management may determine that during a pending stock merger or acquisition when the safe harbor would otherwise be available, it is in the Company’s best interest to repurchase shares in excess of this additional daily volume limitation. In such cases, we intend to repurchase shares in compliance with the other conditions of the safe harbor, including the standing daily volume limitation that applies whether or not there is a pending stock merger or acquisition.
     In 2005, the Board of Directors authorized the repurchase of up to 75 million additional shares of our outstanding common stock. During 2005, we repurchased approximately 53 million shares of our common stock. At December 31, 2005, the total remaining common stock repurchase authority was approximately 35 million shares.
     Our potential sources of capital include retained earnings, and issuances of common and preferred stock and subordinated debt. In 2005, retained earnings increased $4.1 billion, predominantly as a result of net income of $7.7 billion less dividends of $3.4 billion. In 2005, we issued $1.9 billion of common stock under various employee benefit and director plans and under our dividend reinvestment and direct stock purchase programs.
     The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2005, the Company and each of our covered subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2004 with 2003

Net income in 2004 increased 13% to $7.0 billion from $6.2 billion in 2003. Diluted earnings per common share increased 12% to $4.09 in 2004 from $3.65 in 2003. In addition to incremental investments in new stores, sales-focused team members and technology, 2004 results included $217 million ($.08 per share) of charitable contribution expense for the Wells Fargo Foundation, $44 million ($.02 per share) for a special 401(k) contribution and $19 million ($.01 per share) in integration expense related to the Strong Financial transaction. We also took significant actions to reposition our balance sheet in 2004 designed to improve earning asset yields and to reduce long-term debt costs. The extinguishment of high interest rate debt reduced earnings by $174 million ($.06 per share) for 2004. Return on average assets was 1.71% and return on average common equity was 19.56% in 2004, up from 1.64% and 19.36%, respectively, for 2003.
     Net interest income on a taxable-equivalent basis was $17.3 billion in 2004, compared with $16.1 billion in 2003, an increase of 7%. The increase was primarily due to strong consumer loan growth, especially in mortgage products. The benefit of this growth was partially offset by lower loan yields as new volumes were added below the portfolio average.
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
     Noninterest income was $12.9 billion in 2004, compared with $12.4 billion in 2003, an increase of 4%, driven by growth across our business, with particular strength in trust, investment and IRA fees, card fees, loan fees and gains on equity investments.
     Mortgage banking noninterest income was $1,860 million in 2004, compared with $2,512 million in 2003. Net servicing income was $1,037 million in 2004, compared with losses of $954 million in 2003. The increase in net servicing income in 2004, compared with 2003, reflected a reduction of $934 million in amortization due to an increase in average interest rates and higher gross servicing fees resulting from growth in the servicing portfolio. In addition, to reflect the higher value of our MSRs, we reversed $208 million of the valuation allowance in 2004, compared with an impairment provision of $1,092 million in 2003. Net derivative gains on fair value hedges of our MSRs were $554 million and $1,111 million in 2004 and 2003, respectively.
     Net gains on mortgage loan origination/sales activities were $539 million in 2004, compared with $3,019 million for 2003. Lower gains in 2004 compared with 2003 reflected lower origination volume and a decrease in margins, due primarily to the increase in average interest rates and lower consumer demand. Originations during 2004 declined to $298 billion from $470 billion in 2003.
     Revenue, the sum of net interest income and noninterest income, increased 6% to a record $30.1 billion in 2004 from $28.4 billion in 2003, despite a 37% decrease in mortgage originations as the refinance driven market declined from its exceptional 2003 level. Despite our balance sheet repositioning actions in 2004, which reduced 2004 revenue growth by approximately 1 percentage point due to the loss on sale of lower yielding assets, and our significant level of investment spending, operating leverage improved during 2004 with revenue growing 6% and noninterest expense up only 2%. For the year, Home Mortgage revenue declined $807 million, or 16%, from $5.2 billion in 2003 to $4.4 billion in 2004.
     Noninterest expense was $17.6 billion in 2004, compared with $17.2 billion in 2003, an increase of 2%.
     During 2004, net charge-offs were $1.67 billion, or .62% of average total loans, compared with $1.72 billion, or .81%, during 2003. The provision for credit losses was $1.72 billion in 2004, flat compared with 2003. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $3.95 billion, or 1.37% of total loans, at December 31, 2004, and $3.89 billion, or 1.54%, at December 31, 2003.
     At December 31, 2004, total nonaccrual loans were $1.36 billion, or .47% of total loans, down from $1.46 billion, or .58%, at December 31, 2003. Foreclosed assets were $212 million at December 31, 2004, compared with $198 million at December 31, 2003.

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2005, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and the chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2005.
Internal Control over Financial Reporting

Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that:
•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the company;
•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and
•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2005 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management concluded that as of December 31, 2005, the Company’s internal control over financial reporting was effective.
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
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Wells Fargo & Company and Subsidiaries (“the Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 21, 2006, expressed an unqualified opinion on those consolidated financial statements.

San Francisco, California
February 21, 2006

Financial Statements
Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31			,

	2005	2004	2003
INTEREST INCOME
Trading assets	$190	$145	$156
Securities available for sale	1,921	1,883	1,816
Mortgages held for sale	2,213	1,737	3,136
Loans held for sale	146	292	251
Loans	21,260	16,781	13,937
Other interest income	232	129	122

Total interest income	25,962	20,967	19,418

INTEREST EXPENSE
Deposits	3,848	1,827	1,613
Short-term borrowings	744	353	322
Long-term debt	2,866	1,637	1,355
Guaranteed preferred beneficial interests in Company’s subordinated debentures	—	—	121

Total interest expense	7,458	3,817	3,411

NET INTEREST INCOME	18,504	17,150	16,007
Provision for credit losses	2,383	1,717	1,722

Net interest income after provision for credit losses	16,121	15,433	14,285

NONINTEREST INCOME
Service charges on deposit accounts	2,512	2,417	2,297
Trust and investment fees	2,436	2,116	1,937
Card fees	1,458	1,230	1,079
Other fees	1,929	1,779	1,560
Mortgage banking	2,422	1,860	2,512
Operating leases	812	836	937
Insurance	1,215	1,193	1,071
Net gains (losses) on debt securities available for sale	(120)	(15)	4
Net gains from equity investments	511	394	55
Other	1,270	1,099	930

Total noninterest income	14,445	12,909	12,382

NONINTEREST EXPENSE
Salaries	6,215	5,393	4,832
Incentive compensation	2,366	1,807	2,054
Employee benefits	1,874	1,724	1,560
Equipment	1,267	1,236	1,246
Net occupancy	1,412	1,208	1,177
Operating leases	635	633	702
Other	5,249	5,572	5,619

Total noninterest expense	19,018	17,573	17,190

INCOME BEFORE INCOME TAX EXPENSE	11,548	10,769	9,477
Income tax expense	3,877	3,755	3,275

NET INCOME	$7,671	$7,014	$6,202

EARNINGS PER COMMON SHARE	$4.55	$4.15	$3.69
DILUTED EARNINGS PER COMMON SHARE	$4.50	$4.09	$3.65
DIVIDENDS DECLARED PER COMMON SHARE	$2.00	$1.86	$1.50
Average common shares outstanding	1,686.3	1,692.2	1,681.1
Diluted average common shares outstanding	1,705.5	1,713.4	1,697.5

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

(in millions, except shares)	December 31	,

	2005	2004
ASSETS
Cash and due from banks	$15,397	$12,903
Federal funds sold, securities purchased under resale agreements and other short-term investments	5,306	5,020
Trading assets	10,905	9,000
Securities available for sale	41,834	33,717
Mortgages held for sale	40,534	29,723
Loans held for sale	612	8,739
Loans	310,837	287,586
Allowance for loan losses	(3,871)	(3,762)

Net loans	306,966	283,824

Mortgage servicing rights, net	12,511	7,901
Premises and equipment, net	4,417	3,850
Goodwill	10,787	10,681
Other assets	32,472	22,491

Total assets	$481,741	$427,849

LIABILITIES
Noninterest-bearing deposits	$87,712	$81,082
Interest-bearing deposits	226,738	193,776

Total deposits	314,450	274,858
Short-term borrowings	23,892	21,962
Accrued expenses and other liabilities	23,071	19,583
Long-term debt	79,668	73,580

Total liabilities	441,081	389,983

STOCKHOLDERS’ EQUITY
Preferred stock	325	270
Common stock — $1 2/3 par value, authorized 6,000,000,000 shares; issued 1,736,381,025 shares	2,894	2,894
Additional paid-in capital	9,934	9,806
Retained earnings	30,580	26,482
Cumulative other comprehensive income	665	950
Treasury stock — 58,797,993 shares and 41,789,388 shares	(3,390)	(2,247)
Unearned ESOP shares	(348)	(289)

Total stockholders’ equity	40,660	37,866

Total liabilities and stockholders’ equity	$481,741	$427,849

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Number	Preferred	Common	Additional	Retained	Cumulative	Treasury	Unearned	Total
	of common	stock	stock	paid-in	earnings	other	stock	ESOP	stock-
	shares			capital		comprehensive		shares	holders'
						income			equity
BALANCE DECEMBER 31, 2002	1,685,906,507	$251	$2,894	$9,498	$19,355	$976	$(2,465)	$(190)	$30,319

Comprehensive income
Net income — 2003					6,202				6,202
Other comprehensive income, net of tax:
Translation adjustments						26			26
Net unrealized losses on securities available for sale and other retained interests						(117)			(117)
Net unrealized gains on derivatives and hedging activities						53			53

Total comprehensive income									6,164
Common stock issued	26,063,731			63	(190)		1,221		1,094
Common stock issued for acquisitions	12,399,597			66			585		651
Common stock repurchased	(30,779,500)						(1,482)		(1,482)
Preferred stock (260,200) issued to ESOP		260		19				(279)	—
Preferred stock released to ESOP				(16)				240	224
Preferred stock (223,660) converted to common shares	4,519,039	(224)		13			211		—
Preferred stock (1,460,000) redeemed		(73)							(73)
Preferred stock dividends					(3)				(3)
Common stock dividends					(2,527)				(2,527)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							97		97
Other, net					5				5

Net change	12,202,867	(37)	—	145	3,487	(38)	632	(39)	4,150

BALANCE DECEMBER 31, 2003	1,698,109,374	214	2,894	9,643	22,842	938	(1,833)	(229)	34,469

Comprehensive income
Net income — 2004					7,014				7,014
Other comprehensive income, net of tax:
Translation adjustments						12			12
Net unrealized losses on securities available for sale and other retained interests						(22)			(22)
Net unrealized gains on derivatives and hedging activities						22			22

Total comprehensive income									7,026
Common stock issued	29,969,653			129	(206)		1,523		1,446
Common stock issued for acquisitions	153,482			1			8		9
Common stock repurchased	(38,172,556)						(2,188)		(2,188)
Preferred stock (321,000) issued to ESOP		321		23				(344)	—
Preferred stock released to ESOP				(19)				284	265
Preferred stock (265,537) converted to common shares	4,531,684	(265)		29			236		—
Common stock dividends					(3,150)				(3,150)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							7		7
Other, net					(18)				(18)

Net change	(3,517,737)	56	—	163	3,640	12	(414)	(60)	3,397

BALANCE DECEMBER 31, 2004	1,694,591,637	270	2,894	9,806	26,482	950	(2,247)	(289)	37,866

Comprehensive income
Net income — 2005					7,671				7,671
Other comprehensive income, net of tax:
Translation adjustments						5			5
Net unrealized losses on securities available for sale and other retained interests						(298)			(298)
Net unrealized gains on derivatives and hedging activities						8			8

Total comprehensive income									7,386
Common stock issued	28,764,493			91	(198)		1,617		1,510
Common stock issued for acquisitions	1,954,502			12			110		122
Common stock repurchased	(52,798,864)						(3,159)		(3,159)
Preferred stock (363,000) issued to ESOP		362		25				(387)	--
Preferred stock released to ESOP				(21)				328	307
Preferred stock (307,100) converted to common shares	5,071,264	(307)		21			286		--
Common stock dividends					(3,375)				(3,375)
Other, net							3		3

Net change	(17,008,605)	55	—	128	4,098	(285)	(1,143)	(59)	2,794

BALANCE DECEMBER 31, 2005	1,677,583,032	$325	$2,894	$9,934	$30,580	$665	$(3,390)	$(348)	$40,660

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31		,
	2005	2004	2003
Cash flows from operating activities:
Net income	$7,671	$7,014	$6,202
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,383	1,717	1,722
Provision (reversal of provision) for mortgage servicing rights in excess of fair value	(378)	(208)	1,092
Depreciation and amortization	4,161	3,449	4,305
Net gains on securities available for sale	(40)	(60)	(62)
Net gains on mortgage loan origination/sales activities	(1,085)	(539)	(3,019)
Other net losses (gains)	(75)	9	(11)
Preferred shares released to ESOP	307	265	224
Net decrease (increase) in trading assets	(1,905)	(81)	1,248
Net increase in deferred income taxes	813	432	1,698
Net increase in accrued interest receivable	(796)	(196)	(148)
Net increase (decrease) in accrued interest payable	311	47	(63)
Originations of mortgages held for sale	(230,897)	(221,978)	(382,335)
Proceeds from sales of mortgages originated for sale	214,740	217,272	404,207
Principal collected on mortgages originated for sale	1,426	1,409	3,136
Net decrease (increase) in loans originated for sale	683	(1,331)	(832)
Other assets, net	(10,237)	(2,468)	(5,099)
Other accrued expenses and liabilities, net	3,585	1,732	(1,070)

Net cash provided (used) by operating activities	(9,333)	6,485	31,195

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	19,059	6,322	7,357
Prepayments and maturities	6,972	8,823	13,152
Purchases	(28,634)	(16,583)	(25,131)
Net cash acquired from (paid for) acquisitions	66	(331)	(822)
Increase in banking subsidiaries’ loan originations, net of collections	(42,309)	(33,800)	(36,235)
Proceeds from sales (including participations) of loans by banking subsidiaries	42,239	14,540	1,590
Purchases (including participations) of loans by banking subsidiaries	(8,853)	(5,877)	(15,087)
Principal collected on nonbank entities’ loans	22,822	17,996	17,638
Loans originated by nonbank entities	(33,675)	(27,751)	(21,792)
Purchases of loans by nonbank entities	—	—	(3,682)
Proceeds from sales of foreclosed assets	444	419	264
Net increase in federal funds sold, securities purchased under resale agreements and other short-term investments	(281)	(1,287)	(208)
Net increase in mortgage servicing rights	(4,595)	(1,389)	(3,875)
Other, net	(3,324)	(516)	3,852

Net cash used by investing activities	(30,069)	(39,434)	(62,979)

Cash flows from financing activities:
Net increase in deposits	38,961	27,327	28,643
Net increase (decrease) in short-term borrowings	1,878	(2,697)	(8,901)
Proceeds from issuance of long-term debt	26,473	29,394	29,490
Long-term debt repayment	(18,576)	(19,639)	(17,931)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	—	—	700
Proceeds from issuance of common stock	1,367	1,271	944
Preferred stock redeemed	—	—	(73)
Common stock repurchased	(3,159)	(2,188)	(1,482)
Cash dividends paid on preferred and common stock	(3,375)	(3,150)	(2,530)
Other, net	(1,673)	(13)	651

Net cash provided by financing activities	41,896	30,305	29,511

Net change in cash and due from banks	2,494	(2,644)	(2,273)
Cash and due from banks at beginning of year	12,903	15,547	17,820

Cash and due from banks at end of year	$15,397	$12,903	$15,547

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7,769	$3,864	$3,348
Income taxes	3,584	2,326	2,713
Noncash investing and financing activities:
Net transfers from loans to mortgages held for sale	41,270	11,225	368
Net transfers from loans held for sale to loans	7,444	—	—
Transfers from loans to foreclosed assets	567	603	411
Transfers from mortgages held for sale to securities available for sale	5,490	—	—

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
     Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Management has made significant estimates in several areas, including the allowance for credit losses (Note 6), valuing mortgage servicing rights (Notes 20 and 21) and pension accounting (Note 15). Actual results could differ from those estimates.
     The following is a description of our significant accounting policies.
Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an entity, we generally account for the investment using the equity method. If we own less than 20% of an entity, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in other comprehensive income. Assets accounted for under the equity or cost method are included in other assets.
     We are a variable interest holder in certain special purpose entities in which we do not have a controlling financial interest or do not have enough equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the entity’s net asset value. We consolidate a VIE if we are the primary beneficiary because we will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
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
Securities
SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at estimated fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative other comprehensive income. We use current quotations, where available, to estimate the fair value of these securities. Where current quotations are not available, we estimate fair value based on the present value of future cash flows, adjusted for the credit rating of the securities, prepayment assumptions and other factors.
     We reduce the asset value when we consider the declines in the value of debt securities and marketable equity securities to be other-than-temporary and record the estimated loss in noninterest income. The initial indicator of impairment for both debt and marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider the length of time and the extent to which market value has been less than cost, any recent events specific to the issuer and economic conditions of its industry and our investment horizon in relationship to an anticipated near-term recovery in the stock or bond price, if any.
     For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects.
     For debt securities we also consider:
•	the cause of the price decline – general level of interest rates and industry and issuer-specific factors;
•	the issuer’s financial condition, near term prospects and current ability to make future payments in a timely manner;
•	the issuer’s ability to service debt; and
•	any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action.

     We manage these investments within capital risk limits approved by management and the Board of Directors and monitored by the Corporate Asset/Liability Management Committee. We recognize realized gains and losses on the sale of these securities in noninterest income using the specific identification method.
     Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the interest method. As principal repayments are received on securities (i.e., primarily mortgage-backed securities) a pro-rata portion of the unamortized premium or discount is recognized in interest income.
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
Mortgages Held for Sale
Mortgages held for sale include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards and certain mortgages originated initially for investment and not underwritten to secondary market standards, and are stated at the lower of cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan. These deferred costs and fees are recognized in mortgage banking noninterest income upon sale of the loan.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan. These deferred costs and fees are recognized in noninterest income upon the sale of the loan.
Loans
Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans, except for certain purchased loans, which are recorded at fair value on their purchase date. Unearned income, deferred fees and costs, and discounts and premiums are amortized to income over the contractual life of the loan using the interest method.
     Lease financing assets include aggregate lease rentals, net of related unearned income, which includes deferred investment tax credits, and related nonrecourse debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms.
     Loan commitment fees are generally deferred and amortized into noninterest income on a straight-line basis over the commitment period.
     From time to time, we pledge loans, primarily 1-4 family mortgage loans, to secure borrowings from the Federal Home Loan Bank.
NONACCRUAL LOANS We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal (unless both well-secured and in the process of collection); or
•	part of the principal balance has been charged off.
     Generally, consumer loans not secured by real estate are placed on nonaccrual status only when part of the principal has been charged off. These loans are entirely charged off when deemed uncollectible or when they reach a defined number of days past due based on loan product, industry practice, country, terms and other factors.
     When we place a loan on nonaccrual status, we reverse the accrued and unpaid interest receivable against interest income and account for the loan on the cash or cost recovery method, until it qualifies for return to accrual status. Generally, we return a loan to accrual status when (a) all delinquent interest and principal becomes current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectibility is no longer doubtful, after a period of demonstrated performance.
IMPAIRED LOANS We assess, account for and disclose as impaired certain nonaccrual commercial and commercial real estate loans that are over $3 million. We consider a loan to be impaired when, based on current information and events, we will probably not be able to collect all amounts due according to the loan contract, including scheduled interest payments.
     When we identify a loan as impaired, we measure the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases we use an observable market price or the current fair value of the collateral, less selling costs, instead of discounted cash flows.
     If we determine that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), we recognize impairment through an allocated reserve or a charge-off to the allowance.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. Our determination of the allowance, and the resulting provision, is based on judgments and assumptions, including:
•	general economic conditions;
•	loan portfolio composition;
•	loan loss experience;
•	management’s evaluation of credit risk relating to pools of loans and individual borrowers;
•	sensitivity analysis and expected loss models; and
•	observations from our internal auditors, internal loan review staff or banking regulators.
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
     We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the servicing rights or sell or securitize loans we originate and retain servicing rights. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds, as well as other factors.
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
     At the end of each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value, in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FAS 140). To evaluate and measure impairment we stratify the portfolio based on certain risk characteristics, including loan type and note rate. If temporary impairment exists, we establish a valuation allowance through a charge to income for those risk stratifications with an excess of amortized cost over the current fair value. If we later determine that all or a portion of the temporary impairment no longer exists for a particular risk stratification, we will reduce the valuation allowance through an increase to income.
     Under our policy, we evaluate other-than-temporary impairment of MSRs by considering both historical and projected trends in interest rates, pay off activity and whether the impairment could be recovered through interest rate increases. We recognize a direct write-down when we determine that the recoverability of a recorded valuation allowance is remote. A direct write-down permanently reduces the carrying value of the MSRs, while a valuation allowance (temporary impairment) can be reversed.
Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.
     We primarily use the straight-line method of depreciation and amortization. Estimated useful lives range up to 40 years for buildings, up to 10 years for furniture and equipment, and the shorter of the estimated useful life or lease term for leasehold improvements. We amortize capitalized leased assets on a straight-line basis over the lives of the respective leases.
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
     The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition should closely match the stable pattern of services provided by our employees over the life of our pension obligation. To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Differences in each year, if any, between expected and actual returns are included in our unrecognized net actuarial gain or loss amount. We generally amortize any unrecognized net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension calculations over the next five years.
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
Stock-Based Compensation
We have several stock-based employee compensation plans, which are described more fully in Note 14. As permitted by FAS 123, Accounting for Stock-Based Compensation, we have elected to apply the intrinsic value method of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (APB 25), in accounting for stock-based employee compensation plans through December 31, 2005. Pro forma net income and earnings per common share information is provided below, as if we accounted for employee stock option plans under the fair value method of FAS 123.
     On December 16, 2004, the FASB issued FAS 123 (revised 2004), Share-Based Payment (FAS 123R), which replaced FAS 123 and superceded APB 25. We adopted FAS 123R on January 1, 2006, which requires us to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted stock, based on the fair value of the award on the grant date. This cost must be recognized in the income statement over the vesting period of the award.

(in millions, except per	Year ended December 31			,
share amounts)	2005	2004	2003
Net income, as reported	$7,671	$7,014	$6,202
Add: Stock-based employee compensation expense included in reported net income, net of tax	1	2	3
Less: Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(188)	(275)	(198)

Net income, pro forma	$7,484	$6,741	$6,007

Earnings per common share
As reported	$4.55	$4.15	$3.69
Pro forma	4.44	3.99	3.57
Diluted earnings per common share
As reported	$4.50	$4.09	$3.65
Pro forma	4.38	3.93	3.53

     Stock options granted in each of our February 2005 and February 2004 annual grants, under our Long-Term Incentive Compensation Plan (the Plan), fully vested upon grant, resulting in full recognition of stock-based compensation expense for both grants in the year of the grant under the fair value method in the table on the previous page. Stock options granted in our 2003, 2002 and 2001 annual grants under the Plan vest over a three-year period, and expense reflected in the table for these grants is recognized over the vesting period.
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
Derivatives and Hedging Activities
We recognize all derivatives on the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or (3) held for trading, customer accommodation or for risk management not qualifying for hedge accounting (“free-standing derivative”). For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in other comprehensive income. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.
     We formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using either the dollar offset or the regression analysis method. If we determine that a derivative is not highly effective as a hedge, we discontinue hedge accounting.
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
     Effective December 31, 2004, we completed the acquisition of $29 billion in assets under management, consisting of $24 billion in mutual fund assets and $5 billion in institutional investment accounts, from Strong Financial Corporation. Other business combinations completed in 2005, 2004 and 2003 are presented below.
     At December 31, 2005, we had three pending business combinations with total assets of approximately $278 million. We expect to complete these transactions by second quarter 2006.
     For information on contingent consideration related to acquisitions, which is considered to be a guarantee, see Note 24.

(in millions)	Date	Assets
2005
Certain branches of PlainsCapital Bank, Amarillo, Texas	July 22	$190
First Community Capital Corporation, Houston, Texas	July 31	644
Other (1)	Various	40

		$874

2004
Other (2)	Various	$74

2003
Certain assets of Telmark, LLC, Syracuse, New York	February 28	$660
Pacific Northwest Bancorp, Seattle, Washington	October 31	3,245
Two Rivers Corporation, Grand Junction, Colorado	October 31	74
Other (3)	Various	136

		$4,115

(1)	Consists of 8 acquisitions of insurance brokerage and lockbox processing businesses.
(2)	Consists of 13 acquisitions of insurance brokerage and payroll services businesses.
(3)	Consists of 14 acquisitions of asset management, commercial real estate brokerage, bankruptcy and insurance brokerage businesses.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposits with the Federal Reserve Banks. The average required reserve balance was $1.4 billion in 2005 and $1.2 billion in 2004.
     Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. (For further discussion of risk-based capital, see Note 25.)
     Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $1,185 million at December 31, 2005, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at year-end 2005, our nonbank subsidiaries could have declared additional dividends of $2,411 million at December 31, 2005, without obtaining prior approval.

Note 4:	Federal Funds Sold, Securities Purchased Under Resale Agreements and Other Short-Term Investments

The table to the right provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

(in millions)	December 31		,
	2005	2004
Federal funds sold and securities purchased under resale agreements	$3,789	$3,009
Interest-earning deposits	847	1,397
Other short-term investments	670	614

Total	$5,306	$5,020

Note 5: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. There were no securities classified as held to maturity as of the periods presented.

(in millions)	December 31								,
	2005				2004
	Cost	Unrealized	Unrealized	Fair	Cost	Unrealized	Unrealized	Fair
		gross	gross	value		gross	gross	value
		gains	losses			gains	losses
Securities of U.S. Treasury and federal agencies	$845	$4	$(10)	$839	$1,128	$16	$(4)	$1,140
Securities of U.S. states and political subdivisions	3,048	149	(6)	3,191	3,429	196	(4)	3,621
Mortgage-backed securities:
Federal agencies	25,304	336	(24)	25,616	20,198	750	(4)	20,944
Private collateralized mortgage obligations (1)	6,628	128	(6)	6,750	4,082	121	(4)	4,199

Total mortgage-backed securities	31,932	464	(30)	32,366	24,280	871	(8)	25,143
Other	4,518	75	(55)	4,538	2,974	157	(14)	3,117

Total debt securities	40,343	692	(101)	40,934	31,811	1,240	(30)	33,021
Marketable equity securities	558	349	(7)	900	507	198	(9)	696

Total (2)	$40,901	$1,041	$(108)	$41,834	$32,318	$1,438	$(39)	$33,717

(1)	Substantially all of the private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.
(2)	At December 31, 2005, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

     The following table shows the unrealized gross losses and fair value of securities in the securities available for sale portfolio at December 31, 2005 and 2004, by length of time that individual securities in each category had been in a continuous loss position.
     The decline in fair value for the debt securities that had been in a continuous loss position for 12 months or more at December 31, 2005, was primarily due to changes in market interest rates and not due to the credit quality of the securities. We believe that the principal and interest on these securities are fully collectible and we have the intent and ability to retain our investment for a period of time to allow for any anticipated recovery in market value. We have reviewed these securities in accordance with our policy and do not consider them to be other-than-temporarily impaired.

(in millions)	Less than 12 months		12 months or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	gross	value	gross	value	gross	value
	losses		losses		losses
December 31, 2005
Securities of U.S. Treasury and federal agencies	$(6)	$341	$(4)	$142	$(10)	$483
Securities of U.S. states and political subdivisions	(3)	204	(3)	57	(6)	261
Mortgage-backed securities:
Federal agencies	(22)	2,213	(2)	89	(24)	2,302
Private collateralized mortgage obligations	(6)	1,494	—	—	(6)	1,494

Total mortgage-backed securities	(28)	3,707	(2)	89	(30)	3,796
Other	(38)	890	(17)	338	(55)	1,228

Total debt securities	(75)	5,142	(26)	626	(101)	5,768
Marketable equity securities	(7)	185	—	—	(7)	185

Total	$(82)	$5,327	$(26)	$626	$(108)	$5,953

December 31, 2004
Securities of U.S. Treasury and federal agencies	$(4)	$304	$—	$—	$(4)	$304
Securities of U.S. states and political subdivisions	(1)	65	(3)	62	(4)	127
Mortgage-backed securities:
Federal agencies	(4)	450	—	—	(4)	450
Private collateralized mortgage obligations	(4)	981	—	—	(4)	981

Total mortgage-backed securities	(8)	1,431	—	—	(8)	1,431
Other	(11)	584	(3)	56	(14)	640

Total debt securities	(24)	2,384	(6)	118	(30)	2,502
Marketable equity securities	(9)	44	—	—	(9)	44

Total	$(33)	$2,428	$(6)	$118	$(39)	$2,546

     Securities pledged where the secured party has the right to sell or repledge totaled $5.3 billion at December 31, 2005, and $2.3 billion at December 31, 2004. Securities pledged where the secured party does not have the right to sell or repledge totaled $24.3 billion at December 31, 2005, and $19.4 billion at December 31, 2004, primarily to secure trust and public deposits and for other purposes as required or permitted by law. We have accepted collateral in the form of securities that we have the right to sell or repledge of $3.4 billion at December 31, 2005, and $2.5 billion at December 31, 2004, of which we sold or repledged $2.3 billion and $1.7 billion, respectively.
     The following table shows the realized net gains on the sales of securities from the securities available for sale portfolio, including marketable equity securities.

(in millions)	Year ended December 31			,
	2005	2004	2003
Realized gross gains	$355	$168	$178
Realized gross losses (1)	(315)	(108)	(116)

Realized net gains	$40	$60	$62

(1)	Includes other-than-temporary impairment of $45 million, $9 million and $50 million for 2005, 2004 and 2003, respectively.
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

(in millions)	December 31, 2005
	Total	Weighted-	Remaining contractual principal maturity
	amount	average			After one year		After five years
		yield	Within one year		through five years		through ten years		After ten years
			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S. Treasury and federal agencies	$839	4.38%	$50	5.11%	$677	4.21%	$93	4.69%	$19	6.88%
Securities of U.S. states and political subdivisions	3,191	7.57	86	6.63	281	6.06	560	7.25	2,264	7.87
Mortgage-backed securities:
Federal agencies	25,616	5.68	33	6.02	49	6.51	69	5.91	25,465	5.68
Private collateralized mortgage obligations	6,750	5.40	—	—	—	—	42	6.45	6,708	5.40

Total mortgage-backed securities	32,366	5.62	33	6.02	49	6.51	111	6.12	32,173	5.62
Other	4,538	6.11	225	5.80	2,773	5.70	953	7.13	587	6.53

Total debt securities at fair value (1)	$40,934	5.80%	$394	5.91%	$3,780	5.47%	$1,717	6.97%	$35,043	5.78%

(1)	The weighted-average yield is computed using the contractual life amortization method.

Note 6: Loans and Allowance for Credit Losses

A summary of the major categories of loans outstanding is shown in the following table. Outstanding loan balances reflect unearned income, net deferred loan fees, and unamortized discount and premium totaling $3,918 million and $3,766 million at December 31, 2005 and 2004, respectively.
     Loan concentrations may exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2005 and 2004, we did not have concentrations representing 10% or more of our total loan portfolio in commercial loans (by industry); commercial real estate loans (other real estate mortgage and real estate construction) (by state or property type); or other revolving credit and installment loans (by product type). Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately
14% of total loans at December 31, 2005, compared with 18% at the end of 2004. These loans are mostly within the larger metropolitan areas in California, with no single area consisting of more than 3% of our total loans. Changes in real estate values and underlying economic conditions for these areas are monitored continuously within our credit risk management process.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2005, such loans were approximately 26% of total loans, compared with 28% at the end of 2004. Substantially all of these loans are considered to be prime or near prime. We do not offer option adjustable-rate mortgage products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

(in millions)	December 31					,
	2005	2004	2003	2002	2001
Commercial and commercial real estate:
Commercial	$61,552	$54,517	$48,729	$47,292	$47,547
Other real estate mortgage	28,545	29,804	27,592	25,312	24,808
Real estate construction	13,406	9,025	8,209	7,804	7,806
Lease financing	5,400	5,169	4,477	4,085	4,017

Total commercial and commercial real estate	108,903	98,515	89,007	84,493	84,178
Consumer:
Real estate 1-4 family first mortgage	77,768	87,686	83,535	44,119	29,317
Real estate 1-4 family junior lien mortgage	59,143	52,190	36,629	28,147	21,801
Credit card	12,009	10,260	8,351	7,455	6,700
Other revolving credit and installment	47,462	34,725	33,100	26,353	23,502

Total consumer	196,382	184,861	161,615	106,074	81,320
Foreign	5,552	4,210	2,451	1,911	1,598

Total loans	$310,837	$287,586	$253,073	$192,478	$167,096

     For certain extensions of credit, we may require collateral, based on our assessment of a customer’s credit risk. We hold various types of collateral, including accounts receivable, inventory, land, buildings, equipment, automobiles, financial instruments, income-producing commercial properties and residential real estate. Collateral requirements for each customer may vary according to the specific credit underwriting, terms and structure of loans funded immediately or under a commitment to fund at a later date.
     A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer that must be met before we are required to fund the commitment. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. For information on standby letters of credit, see Note 24.

     In addition, we manage the potential risk in credit commitments by limiting the total amount of arrangements, both by individual customer and in total, by monitoring the size and maturity structure of these portfolios and by applying the same credit standards for all of our credit activities.
     The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan category in the following table:

(in millions)	December 31		,
	2005	2004
Commercial and commercial real estate:
Commercial	$71,548	$59,603
Other real estate mortgage	2,398	2,788
Real estate construction	9,369	7,164

Total commercial and commercial real estate	83,315	69,555
Consumer:
Real estate 1-4 family first mortgage	10,229	9,009
Real estate 1-4 family junior lien mortgage	37,909	31,396
Credit card	45,270	38,200
Other revolving credit and installment	13,957	15,427

Total consumer	107,365	94,032
Foreign	675	407

Total unfunded loan commitments	$191,355	$163,994

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
     Approximately two-thirds of the allocated allowance is determined at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure inherent loss in these portfolios. We frequently validate and update these models to capture recent behavioral characteristics of the portfolios, as well as changes in our loss mitigation or marketing strategies.
     The remaining allocated allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allocated allowance by applying historical loss factors statistically derived from tracking loss content associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long term average loss experience, external loss data, or other risks identified from current conditions and trends in selected portfolios. Also, we individually review nonperforming loans over $3 million for impairment based on cash flows or collateral. We include the impairment on these nonperforming loans in the allocated allowance unless it has already been recognized as a loss.
     The potential risk from unfunded loan commitments and letters of credit for wholesale loan portfolios is considered along with the loss analysis of loans outstanding. Unfunded commercial loan commitments and letters of credit are converted to a loan equivalent factor as part of the analysis. The reserve for unfunded credit commitments was $186 million at December 31, 2005, and $188 million at December 31, 2004, both representing less than 5% of the total allowance for credit losses.
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
     No material changes in estimation methodology for the allowance for credit losses were made in 2005.
     The ratios of the allocated allowance and the unallocated allowance to the total allowance may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2005.
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
     We consider the allowance for credit losses of $4.06 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2005.

     The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded credit commitments. Changes in the allowance for credit losses were:

(in millions)	Year ended December 31				,
	2005	2004	2003	2002	2001
Balance, beginning of year	$3,950	$3,891	$3,819	$3,717	$3,681
Provision for credit losses	2,383	1,717	1,722	1,684	1,727
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(406)	(424)	(597)	(716)	(692)
Other real estate mortgage	(7)	(25)	(33)	(24)	(32)
Real estate construction	(6)	(5)	(11)	(40)	(37)
Lease financing	(35)	(62)	(41)	(21)	(22)

Total commercial and commercial real estate	(454)	(516)	(682)	(801)	(783)
Consumer:
Real estate 1-4 family first mortgage	(111)	(53)	(47)	(39)	(40)
Real estate 1-4 family junior lien mortgage	(136)	(107)	(77)	(55)	(36)
Credit card	(553)	(463)	(476)	(407)	(421)
Other revolving credit and installment	(1,480)	(919)	(827)	(770)	(770)

Total consumer	(2,280)	(1,542)	(1,427)	(1,271)	(1,267)
Foreign	(298)	(143)	(105)	(84)	(78)

Total loan charge-offs	(3,032)	(2,201)	(2,214)	(2,156)	(2,128)

Loan recoveries:
Commercial and commercial real estate:
Commercial	133	150	177	162	96
Other real estate mortgage	16	17	11	16	22
Real estate construction	13	6	11	19	3
Lease financing	21	26	8	—	—

Total commercial and commercial real estate	183	199	207	197	121
Consumer:
Real estate 1-4 family first mortgage	21	6	10	8	6
Real estate 1-4 family junior lien mortgage	31	24	13	10	8
Credit card	86	62	50	47	40
Other revolving credit and installment	365	220	196	205	203

Total consumer	503	312	269	270	257
Foreign	63	24	19	14	18

Total loan recoveries	749	535	495	481	396

Net loan charge-offs	(2,283)	(1,666)	(1,719)	(1,675)	(1,732)

Other	7	8	69	93	41

Balance, end of year	$4,057	$3,950	$3,891	$3,819	$3,717

Components:
Allowance for loan losses	$3,871	$3,762	$3,891	$3,819	$3,717
Reserve for unfunded credit commitments (1)	186	188	—	—	—

Allowance for credit losses	$4,057	$3,950	$3,891	$3,819	$3,717

Net loan charge-offs as a percentage of average total loans	.77%	.62%	.81%	.96%	1.10%
Allowance for loan losses as a percentage of total loans	1.25%	1.31%	1.54%	1.98%	2.22%
Allowance for credit losses as a percentage of total loans	1.31	1.37	1.54	1.98	2.22

(1)	Effective September 30, 2004, we transferred the portion of the allowance for loan losses related to commercial lending commitments and letters of credit to other liabilities.

     Nonaccrual loans were $1,338 million and $1,358 million at December 31, 2005 and 2004, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $3,606 million at December 31, 2005, and $2,578 million at December 31, 2004. The 2005 and 2004 balances included $2,923 million and $1,820 million, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.
     The recorded investment in impaired loans and the methodology used to measure impairment was:

(in millions)	December 31		,
	2005	2004
Impairment measurement based on:
Collateral value method	$115	$183
Discounted cash flow method	75	126

Total (1)	$190	$309

(1)	Includes $56 million and $107 million of impaired loans with a related allowance of $10 million and $17 million at December 31, 2005 and 2004, respectively.
     The average recorded investment in impaired loans during 2005, 2004 and 2003 was $260 million, $481 million and $668 million, respectively.
     All of our impaired loans are on nonaccrual status. When the ultimate collectibility of the total principal of an impaired loan is in doubt, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2005, 2004 and 2003 under the cash basis method was not significant.

Note 7: Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31		,
	2005	2004
Land	$649	$585
Buildings	3,617	2,974
Furniture and equipment	3,425	3,110
Leasehold improvements	1,115	1,049
Premises and equipment leased under capital leases	60	60

Total premises and equipment	8,866	7,778
Less: Accumulated depreciation and amortization	4,449	3,928

Net book value, premises and equipment	$4,417	$3,850

Depreciation and amortization expense for premises and equipment was $810 million, $654 million and $666 million in 2005, 2004 and 2003, respectively.
     Net gains (losses) on dispositions of premises and equipment, included in noninterest expense, were $56 million, $(5) million and $(46) million in 2005, 2004 and 2003, respectively.
     We have obligations under a number of noncancelable operating leases for premises (including vacant premises) and equipment. The terms of these leases, including renewal options, are predominantly up to 15 years, with the longest up to 72 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. The future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms greater than one year as of December 31, 2005, were:

(in millions)	Operating leases	Capital leases
Year ended December 31,
2006	$514	$4
2007	426	2
2008	360	2
2009	298	1
2010	237	1
Thereafter	898	14

Total minimum lease payments	$2,733	24

Executory costs		(2)
Amounts representing interest		(8)

Present value of net minimum lease payments		$14

     Operating lease rental expense (predominantly for premises), net of rental income, was $583 million, $586 million and $574 million in 2005, 2004 and 2003, respectively.
     The components of other assets were:

(in millions)	December 31		,
	2005	2004
Nonmarketable equity investments:
Private equity investments	$1,537	$1,449
Federal bank stock	1,402	1,713
All other	2,151	2,067

Total nonmarketable equity investments (1)	5,090	5,229
Operating lease assets	3,414	3,642
Accounts receivable	11,606	2,682
Interest receivable	2,279	1,483
Core deposit intangibles	489	603
Foreclosed assets	191	212
Due from customers on acceptances	104	170
Other	9,299	8,470

Total other assets	$32,472	$22,491

(1)	At December 31, 2005 and 2004, $3.1 billion and $3.3 billion, respectively, of nonmarketable equity investments, including all federal bank stock, were accounted for at cost.
     Income related to nonmarketable equity investments was:

(in millions)	Year ended December 31			,
	2005	2004	2003
Net gains (losses) from private equity investments	$351	$319	$(3)
Net gains from all other nonmarketable equity investments	43	33	116

Net gains from nonmarketable equity investments	$394	$352	$113

Note 8: Intangible Assets

The gross carrying amount of intangible assets and accumulated amortization was:

(in millions)	December 31				,
	2005		2004
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount
Amortized intangible assets:
Mortgage servicing rights, before valuation allowance (1)	$25,126	$11,428	$18,903	$9,437
Core deposit intangibles	2,432	1,943	2,426	1,823
Other	567	312	567	296

Total amortized intangible assets	$28,125	$13,683	$21,896	$11,556

Unamortized intangible asset (trademark)	$14		$14

(1)	See Note 21 for additional information on MSRs and the related valuation allowance.
     As of December 31, 2005, the current year and estimated future amortization expense for amortized intangible assets was:

(in millions)	Mortgage	Core	Other	Total
	servicing	deposit
	rights	intangibles
Year ended December 31, 2005	$1,991	$123	$55	$2,169

Estimate for year ended December 31,
2006	$1,959	$111	$48	$2,118
2007	1,659	101	46	1,806
2008	1,426	93	30	1,549
2009	1,246	85	25	1,356
2010	1,068	77	23	1,168

     We based the projections of amortization expense for mortgage servicing rights shown above on existing asset balances and the existing interest rate environment as of December 31, 2005. Future amortization expense may be significantly different depending upon changes in the mortgage servicing portfolio, mortgage interest rates and market conditions. We based the projections of amortization expense for core deposit intangibles shown above on existing asset balances at December 31, 2005. Future amortization expense may vary based on additional core deposit intangibles acquired through business combinations.

Note 9: Goodwill

The changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis were:

(in millions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company
December 31, 2003	$7,286	$2,735	$350	$10,371
Goodwill from business combinations	5	302	—	307
Foreign currency translation adjustments	—	—	3	3

December 31, 2004	7,291	3,037	353	10,681
Reduction in goodwill related to divested businesses	(31)	(3)	—	(34)
Goodwill from business combinations	125	13	—	138
Realignment of automobile financing business	(11)	—	11	—
Foreign currency translation adjustments	—	—	2	2

December 31, 2005	$7,374	$3,047	$366	$10,787

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
     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments: some is allocated at the enterprise level. See Note 19 for further information on management reporting. The balances of goodwill for management reporting were:

(in millions)	Community	Wholesale	Wells Fargo	Enterprise	Consolidated
	Banking	Banking	Financial		Company
December 31, 2004	$3,433	$1,087	$364	$5,797	$10,681

December 31, 2005	$3,527	$1,097	$366	$5,797	$10,787

Note 10: Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $74,023 million and $55,495 million at December 31, 2005 and 2004, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits were:

(in millions)	December 31, 2005
2006	$66,700
2007	3,886
2008	1,899
2009	769
2010	538
Thereafter	231

Total	$74,023

     Of those deposits, the amount of time deposits with a denomination of $100,000 or more was $56,123 million and $41,851 million at December 31, 2005 and 2004, respectively. The contractual maturities of these deposits were:

(in millions)	December 31, 2005
Three months or less	$45,763
After three months through six months	2,154
After six months through twelve months	5,867
After twelve months	2,339

Total	$56,123

     Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent the majority of all of our foreign deposit liabilities of $14,621 million and $8,533 million at December 31, 2005 and 2004, respectively.
     Demand deposit overdrafts of $618 million and $470 million were included as loan balances at December 31, 2005 and 2004, respectively.

Note 11: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

(in millions)	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Commercial paper and other short-term borrowings	$3,958	3.80%	$6,225	2.40%	$6,709	1.26%
Federal funds purchased and securities sold under agreements to repurchase	19,934	3.99	15,737	2.04	17,950	.84

Total	$23,892	3.96	$21,962	2.14	$24,659	.95

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$9,548	3.09%	$10,010	1.56%	$11,506	1.22%
Federal funds purchased and securities sold under agreements to repurchase	14,526	3.09	16,120	1.22	18,392	.99

Total	$24,074	3.09	$26,130	1.35	$29,898	1.08

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$15,075	N/A	$16,492	N/A	$14,462	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	22,315	N/A	22,117	N/A	24,132	N/A

N/A — Not applicable.

(1)	Highest month-end balance in each of the last three years was in January 2005, July 2004 and January 2003.

(2)	Highest month-end balance in each of the last three years was in August 2005, June 2004 and April 2003.

Note 12: Long-Term Debt

Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, where applicable):

(in millions)			December 31		,
	Maturity	Stated	2005	2004
	date(s)	interest
		rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-Rate Notes (1)	2006-2035	2.20-6.875%	$16,081	$12,970
Floating-Rate Notes	2006-2015	Varies	21,711	20,155
Extendable Notes (2)	2008-2015	Varies	10,000	5,500
Equity-Linked Notes (3)	2006-2014	Varies	444	472
Convertible Debenture (4)	2033	Varies	3,000	3,000

Total senior debt — Parent			51,236	42,097

Subordinated
Fixed-Rate Notes (1)	2011-2023	4.625-6.65%	4,558	4,502
FixFloat Notes	2012	4.00% through 2006, varies	300	299

Total subordinated debt — Parent			4,858	4,801

Junior Subordinated
Fixed-Rate Notes (1)(5)	2031-2034	5.625-7.00%	3,247	3,248

Total junior subordinated debt — Parent			3,247	3,248

Total long-term debt — Parent			59,341	50,146

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)
Senior
Fixed-Rate Notes (1)	2006-2019	1.16-4.24%	256	218
Floating-Rate Notes	2006-2034	Varies	3,138	7,615
Floating-Rate Federal Home Loan Bank (FHLB) Advances (6)	—	—	—	1,400
FHLB Notes and Advances	2012	5.20%	203	200
Equity-Linked Notes (3)	2006-2014	Varies	229	40
Notes payable by subsidiaries	—	—	—	79
Obligations of subsidiaries under capital leases (Note 7)			14	19

Total senior debt — WFB, N.A.			3,840	9,571

Subordinated
FixFloat Notes (7)	—	—	—	998
Fixed-Rate Notes (1)	2010-2015	4.07-7.55%	4,330	2,821
Other notes and debentures	2006-2013	4.50-12.00%	13	11

Total subordinated debt — WFB, N.A.			4,343	3,830

Total long-term debt — WFB, N.A.			8,183	13,401

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)
Senior
Fixed-Rate Notes	2006-2034	2.06-7.47%	7,159	5,343
Floating-Rate Notes	2007-2010	Varies	1,714	1,303

Total long-term debt — WFFI			$8,873	$6,646

(1)	We entered into interest rate swap agreements for a major portion of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average one-month, three-month or six-month London Interbank Offered Rate (LIBOR).

(2)	The extendable notes are floating-rate securities with an initial maturity of 13 months or 2 years, which can be extended, respectively, on a rolling monthly basis, to a final maturity of 5 or 6 years, or, on a 6 month rolling basis, to a final maturity of 10 years, at the investor’s option.

(3)	These notes are linked to baskets of equities, commodities or equity indices.

(4)	On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In November 2004, we amended the indenture under which the debentures were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion. We then made an irrevocable election under the indenture on December 15, 2004, that upon conversion of the debentures, we must satisfy the accreted value of the obligation (the amount accrued to the benefit of the holder exclusive of the conversion spread) in cash and may satisfy the conversion spread (the excess conversion value over the accreted value) in either cash or stock. We can also redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.

(5)	Effective December 31, 2003, as a result of the adoption of FIN 46R we deconsolidated certain wholly-owned trusts formed for the sole purpose of issuing trust preferred securities (the Trusts). The junior subordinated debentures held by the Trusts are included in the Company’s long-term debt.

(6)	During 2005, the FHLB exercised their put options on all outstanding floating-rate advances.

(7)	Note was called in June 2005.
(continued on following page)

(continued from previous page)

(in millions)			December 31		,
	Maturity	Stated	2005	2004
	date(s)	interest
		rate(s)
Other consolidated subsidiaries
Senior
Fixed-Rate Notes	2006-2045	1.50-6.90%	$502	$564
Floating-Rate FHLB Advances	2008-2009	Varies	500	500
Other notes and debentures — Floating-Rate	2012	Varies	14	1
Obligations of subsidiaries under capital leases (Note 7)			—	1

Total senior debt — Other consolidated subsidiaries			1,016	1,066

Subordinated
Fixed-Rate Notes (1)	2006-2009	1.00-13.87%	1,138	1,194
Other notes and debentures — Floating-Rate	2011-2015	Varies	66	95

Total subordinated debt — Other consolidated subsidiaries			1,204	1,289

Junior Subordinated
Fixed-Rate Notes (5)	2026-2031	7.73-10.18%	869	865
Floating-Rate Notes (5)	2027-2034	Varies	182	167

Total junior subordinated debt — Other consolidated subsidiaries			1,051	1,032

Total long-term debt — Other consolidated subsidiaries			3,271	3,387

Total long-term debt			$79,668	$73,580

     At December 31, 2005, aggregate annual maturities of long-term debt obligations (based on final maturity dates) were as follows:

(in millions)	Parent	Company
2006	$7,309	$11,124
2007	10,557	13,962
2008	11,648	13,742
2009	5,904	6,926
2010	6,911	8,943
Thereafter	17,012	24,971

Total	$59,341	$79,668

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2005, we were in compliance with all the covenants.

Note 13: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization.
ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK
All shares of our ESOP (Employee Stock Ownership Plan) Cumulative Convertible Preferred Stock (ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (the 401(k) Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50% to 12.50%, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the 401(k) Plan is converted into shares of our common stock based on the stated value of the ESOP Preferred Stock and the then current market price of our common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. We have the option to redeem the ESOP Preferred Stock at any time, in whole or in part, at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends or (b) the fair market value, as defined in the Certificates of Designation for the ESOP Preferred Stock.

	Shares issued			Carrying amount
	and outstanding			(in millions)			Adjustable
	December 31		,	December 31		,	dividend rate
	2005	2004		2005	2004		Minimum	Maximum
ESOP Preferred Stock (1):
2005	102,184	—		$102	$—		9.75%	10.75%
2004	74,880	89,420		75	90		8.50	9.50
2003	52,643	60,513		53	61		8.50	9.50
2002	39,754	46,694		40	47		10.50	11.50
2001	28,263	34,279		28	34		10.50	11.50
2000	19,282	24,362		19	24		11.50	12.50
1999	6,368	8,722		6	9		10.30	11.30
1998	1,953	2,985		2	3		10.75	11.75
1997	136	2,206		—	2		9.50	10.50
1996	—	382		—	—		8.50	9.50

Total ESOP Preferred Stock	325,463	269,563		$325	$270

Unearned ESOP shares (2)				$(348)	$(289)

(1)	Liquidation preference $1,000.

(2)	In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 14.

Note 14: Common Stock and Stock Plans

Common Stock
Our reserved, issued and authorized shares of common stock at December 31, 2005, were:

Number of shares
Dividend reinvestment and common stock purchase plans	3,088,307
Director plans	651,102
Stock plans (1)	307,357,126

Total shares reserved	311,096,535
Shares issued	1,736,381,025
Shares not reserved	3,952,522,440

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.
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
Employee Stock Plans
LONG-TERM INCENTIVE PLANS Our stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Options granted in 2003 and prior generally become exercisable over three years from the date of grant. Options granted in 2004 and the beginning of 2005 generally were fully vested upon grant. Effective April 26, 2005, options granted under our plan generally cannot fully vest in less than one year. Options granted generally have a contractual term of 10 years. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled.
     Options also may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Options granted after 2003 did not include a reload feature.
     We did not record any compensation expense for the options granted under the plans during 2005, 2004 and 2003, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans at December 31, 2005, was 116,604,733.
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
     In 2005, 26,400 restricted shares and restricted share rights were granted with a weighted-average grant-date per share fair value of $61.59. In 2004, no restricted shares or restricted share rights were granted. In 2003, 61,740 restricted shares and restricted share rights were granted with a weighted-average grant-date per share fair value of $56.05. At December 31, 2005, 2004 and 2003, there were 353,022, 448,150 and 577,722 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. We recognized total compensation expense for the restricted shares and restricted share rights of $2 million in 2005, $3 million in 2004 and $4 million in 2003.
     For various acquisitions and mergers since 1992, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who were generally not included in the long-term incentive plans described on the preceding page. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2005, was 54,000,000, including 3,669,903 shares available for grant. No options have been granted under the PartnerShares Plan since 2002. The exercise date of options granted under the PartnerShares Plan is the earlier of (1) five years after the date of grant, or (2) when the quoted market price of the stock reaches a predetermined price. These options generally expire 10 years after the date of grant. Because the exercise price of each PartnerShares grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we have not recognized any compensation expense in 2005 and prior years.
     The following table summarizes stock option activity and related information for the three years ended December 31, 2005.

	Director Plans		Long-Term Incentive Plans		Broad-Based Plans
	Number	Weighted-average	Number	Weighted-average	Number	Weighted-average
		exercise price		exercise price		exercise price
Options outstanding as of December 31, 2002	349,108	$36.78	93,379,737	$40.35	50,088,196	$43.25

2003:
Granted	62,346	47.22	23,052,384 (1)	46.04	—	—
Canceled	—	—	(1,529,868)	46.76	(4,293,930)	46.85
Exercised	(59,707)	26.90	(13,884,561)	31.96	(6,408,797)	34.09
Acquisitions	4,769	31.42	889,842	25.89	—	—

Options outstanding as of December 31, 2003	356,516	40.19	101,907,534	42.56	39,385,469	44.35

2004:
Granted	50,960	56.39	21,983,690 (1)	57.41	—	—
Canceled	—	—	(1,241,637)	48.06	(2,895,200)	48.26
Exercised	(21,427)	18.81	(18,574,660)	37.89	(3,792,605)	34.84

Options outstanding as of December 31, 2004	386,049	43.51	104,074,927	46.46	32,697,664	45.10
2005:
Granted	64,252	59.33	21,601,697 (1)	60.12	—	—
Canceled	(3,594)	19.93	(623,384)	51.80	(2,475,617)	47.51
Exercised	(57,193)	27.66	(14,514,952)	42.20	(5,729,286)	42.78
Acquisitions	—	—	52,824	27.35	—	—

Options outstanding as of December 31, 2005	389,514	$48.67	110,591,112	$49.65	24,492,761	$45.51

Outstanding options exercisable as of:
December 31, 2003	353,131	$40.08	63,257,541	$40.33	12,063,244	$35.21
December 31, 2004	386,049	43.51	84,702,073	46.64	8,590,539	35.99
December 31, 2005	389,514	48.67	103,053,320	49.80	14,444,786	42.10

(1)	Includes 4,014,597, 4,909,864 and 2,311,824 reload grants in 2005, 2004 and 2003, respectively.

     The following table presents the weighted-average per share fair value of options granted estimated using a Black-Scholes option-pricing model and the weighted-average assumptions used.

	2005	2004	2003
Per share fair value of options granted:
Director Plans	$6.27	$9.34	$9.59
Long-Term Incentive Plans	7.50	9.32	9.48
Expected life (years)	4.4	4.4	4.3
Expected volatility	16.1%	23.8%	29.2%
Risk-free interest rate	4.0	2.9	2.5
Expected annual dividend yield	3.4	3.4	2.9

     This table is a summary of our stock option plans described on the preceding page.

	December 31, 2005
	Options outstanding			Options exercisable
Range of exercise prices	Number	Weighted-average	Weighted-average	Number	Weighted-average
		exercise price	remaining contractual		exercise price
			life (in yrs.)
Director Plans
$13.49-$16.00	2,530	$13.49	1.01	2,530	$13.49
$16.01-$25.04	17,010	24.09	.49	17,010	24.09
$25.05-$38.29	34,620	33.09	1.88	34,620	33.09
$38.30-$51.00	197,942	46.51	5.60	197,942	46.51
$51.01-$69.01	137,412	59.38	7.69	137,412	59.38
Long-Term Incentive Plans
$3.37-$5.06	29,012	$4.23	6.50	29,012	$4.23
$5.07-$7.60	4,366	5.84	20.02	4,366	5.84
$11.42-$17.13	101,430	16.53	.60	101,430	16.53
$17.14-$25.71	57,574	23.33	3.53	57,574	23.33
$25.72-$38.58	16,442,280	34.24	2.98	16,277,280	34.22
$38.59-$71.30	93,956,450	52.41	5.99	86,583,658	52.80
Broad-Based Plans
$16.56	287,403	$16.56	.56	287,403	$16.56
$24.85-$37.81	5,107,673	35.35	2.42	5,107,673	35.35
$37.82-$46.50	8,661,248	46.44	4.86	8,540,348	46.50
$46.51-$51.15	10,436,437	50.50	6.22	509,362	50.50

EMPLOYEE STOCK OWNERSHIP PLAN Under the Wells Fargo & Company 401(k) Plan (the 401(k) Plan), a defined contribution ESOP, the 401(k) Plan may borrow money to purchase our common or preferred stock. Since 1994, we have loaned money to the 401(k) Plan to purchase shares of our ESOP Preferred Stock. As we release and convert ESOP Preferred Stock into common shares, we record compensation expense equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

     The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

(in millions, except shares)	Shares outstanding				Dividends paid
	December 31			,	Year ended December 31			,
	2005	2004	2003		2005	2004	2003
Allocated shares (common)	36,917,501	33,921,758	31,927,982		$71	$61	$46
Unreleased shares (preferred)	325,463	269,563	214,100		39	32	26
Fair value of unearned ESOP shares	$325	$270	$214

Deferred Compensation Plan for Independent Sales Agents
 WF Deferred Compensation Holdings, Inc. is a wholly owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates.
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
     Although we were not required to make a contribution in 2005 for our Cash Balance Plan, we funded the maximum amount deductible under the Internal Revenue Code, or $288 million. The total amount contributed for our pension plans was $340 million. We expect that we will not be required to make a contribution in 2006 for the Cash Balance Plan. The maximum we can contribute in 2006 for the Cash Balance Plan depends on several factors, including the finalization of participant data. Our decision on how much to contribute, if any, depends on other factors, including the actual investment performance of plan assets. Given these uncertainties, we cannot at this time reliably estimate the maximum deductible contribution or the amount that we will contribute in 2006 to the Cash
Balance Plan. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2006, which equals the benefits paid under the plans. In 2005, we paid $78 million in benefits for the postretirement plans, which included $29 million in retiree contributions, and $13 million for the unfunded pension plans.
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
     Expenses for defined contribution retirement plans were $370 million, $356 million and $257 million in 2005, 2004 and 2003, respectively.
     We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
     The information set forth in the following tables is based on current actuarial reports using the measurement date of November 30 for our pension and postretirement benefit plans.

     The changes in the projected benefit obligation during 2005 and 2004 and the amounts included in the Consolidated Balance Sheet at December 31, 2005 and 2004, were:

(in millions)	December 31					,
	2005			2004
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits
Projected benefit obligation at beginning of year	$3,777	$228	$751	$3,387	$202	$698
Service cost	208	21	21	170	23	17
Interest cost	220	14	41	215	13	43
Plan participants’ contributions	—	—	29	—	—	26
Amendments	37	—	(44)	(54)	(12)	(1)
Actuarial gain (loss)	43	27	(12)	296	27	37
Benefits paid	(242)	(13)	(78)	(240)	(25)	(70)
Foreign exchange impact	2	—	1	3	—	1

Projected benefit obligation at end of year	$4,045	$277	$709	$3,777	$228	$751

     The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31				,
	2005		2004
	Pension	Other	Pension	Other
	benefits(1)	benefits	benefits(1)	benefits
Discount rate	5.75%	5.75%	6.0%	6.0%
Rate of compensation increase	4.0	—	4.0	—

(1)	Includes both qualified and nonqualified pension benefits.
     The accumulated benefit obligation for the defined benefit pension plans was $4,076 million and $3,786 million at December 31, 2005 and 2004, respectively.

     The changes in the fair value of plan assets during 2005 and 2004 were:

(in millions)	Year ended December 31						,
	2005			2004
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits
Fair value of plan assets at beginning of year	$4,457	$—	$329	$3,690	$—	$272
Actual return on plan assets	400	—	34	450	—	27
Employer contribution	327	13	56	555	25	74
Plan participants’ contributions	—	—	29	—	—	26
Benefits paid	(242)	(13)	(78)	(240)	(25)	(70)
Foreign exchange impact	2	—	—	2	—	—

Fair value of plan assets at end of year	$4,944	$—	$370	$4,457	$—	$329

     We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the Cash Balance Plan’s asset allocation for a target mix range of 40–70% equities, 20–50% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The target ranges employ a Tactical Asset
Allocation overlay, which is designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of the Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

     The weighted-average allocation of plan assets was:

	Percentage of plan assets at December 31			,
	2005		2004
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets	assets	plan assets
Equity securities	69%	58%	63%	51%
Debt securities	27	40	33	46
Real estate	3	1	3	1
Other	1	1	1	2

Total	100%	100%	100%	100%

     This table reconciles the funded status of the plans to the amounts included in the Consolidated Balance Sheet.

(in millions)	December 31					,
	2005			2004
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits
Funded status (1)	$899	$(277)	$(339)	$680	$(228)	$(422)
Employer contributions in December	—	2	4	—	1	5
Unrecognized net actuarial loss	615	42	131	647	25	158
Unrecognized net transition asset	—	—	3	—	—	3
Unrecognized prior service cost	(25)	(11)	(51)	(67)	(20)	(8)

Accrued benefit income (cost)	$1,489	$(244)	$(252)	$1,260	$(222)	$(264)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,489	$—	$—	$1,260	$—	$—
Accrued benefit liability	—	(245)	(252)	—	(223)	(264)
Accumulated other comprehensive income	—	1	—	—	1	—

Accrued benefit income (cost)	$1,489	$(244)	$(252)	$1,260	$(222)	$(264)

(1)	Fair value of plan assets at year end less projected benefit obligation at year end.

     The table to the right provides information for pension plans with benefit obligations in excess of plan assets, substantially due to our nonqualified pension plans.

(in millions)	December 31		,
	2005	2004
Projected benefit obligation	$359	$294
Accumulated benefit obligation	297	247
Fair value of plan assets	60	55

     The net periodic benefit cost was:

(in millions)	Year ended December 31								,
	2005			2004			2003
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits
Service cost	$208	$21	$21	$170	$23	$17	$164	$22	$15
Interest cost	220	14	41	215	13	43	209	14	42
Expected return on plan assets	(393)	—	(25)	(327)	—	(23)	(275)	—	(18)
Recognized net actuarial loss (gain) (1)	68	3	6	51	1	2	85	7	(3)
Amortization of prior service cost	(4)	(2)	(1)	(1)	(1)	(1)	16	—	(1)
Amortization of unrecognized transition asset	—	—	—	—	—	—	—	—	1
Settlement	—	—	—	(2)	2	—	—	—	—

Net periodic benefit cost	$99	$36	$42	$106	$38	$38	$199	$43	$36

(1)	Net actuarial loss (gain) is generally amortized over five years.

     The weighted-average assumptions used to determine the net periodic benefit cost were:

	Year ended December 31						,
	2005		2004		2003
	Pension	Other	Pension	Other	Pension	Other
	benefits(1)	benefits	benefits(1)	benefits	benefits(1)	benefits
Discount rate	6.0%	6.0%	6.5%	6.5%	7.0%	7.0%
Expected return on plan assets	9.0	9.0	9.0	9.0	9.0	9.0
Rate of compensation increase	4.0	—	4.0	—	4.0	—

(1)	Includes both qualified and nonqualified pension benefits.
     The long-term rate of return assumptions above were derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.
     To account for postretirement health care plans we use a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of 9.5% for health care costs for 2006. The rate of average annual increases is assumed to trend down 1% each year between 2006 and 2010. By 2010 and thereafter, we assumed rates of 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2005, by $52 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2005 by $4 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2005, by $48 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2005 by $4 million.
     The investment strategy for the postretirement plans is maintained separate from the strategy for the pension plans. The general target asset mix is 55–65% equities and 35–45% fixed income. In addition, the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of the postretirement plans on a quarterly basis.
     Future benefits, reflecting expected future service that we expect to pay under the pension and other benefit plans, were:

(in millions)	Pension benefits		Other
	Qualified	Non-qualified	benefits
Year ended December 31,

2006	$288	$24	$54
2007	315	27	55
2008	366	28	56
2009	329	34	57
2010	339	33	62
2011-2015	1,986	158	313

Other Expenses
Expenses exceeding 1% of total interest income and noninterest income that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31			,
	2005	2004	2003
Outside professional services	$835	$669	$509
Contract services	596	626	866
Travel and entertainment	481	442	389
Outside data processing	449	418	404
Advertising and promotion	443	459	392
Postage	281	269	336
Telecommunications	278	296	343

Note 16: Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31			,
	2005	2004	2003
Current:
Federal	$2,627	$2,815	$1,298
State and local	346	354	165
Foreign	91	154	114

	3,064	3,323	1,577

Deferred:
Federal	715	379	1,492
State and local	98	53	206

	813	432	1,698

Total	$3,877	$3,755	$3,275

     The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $143 million, $175 million and $148 million for 2005, 2004 and 2003, respectively.
     We had a net deferred tax liability of $5,595 million and $4,940 million at December 31, 2005 and 2004, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities are presented in the table to the right.
     We have determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. Our conclusion that it is “more likely than not” that the deferred tax assets will be realized is based on federal taxable income in excess of $17 billion in the carry-back period, substantial state taxable income in the carry-back period, as well as a history of growth in earnings.

(in millions)	December 31		,
	2005	2004
Deferred Tax Assets
Allowance for loan losses	$1,471	$1,430
Net tax-deferred expenses	179	217
Other	461	402

Total deferred tax assets	2,111	2,049

Deferred Tax Liabilities
Core deposit intangibles	153	188
Leasing	2,430	2,461
Mark to market	708	448
Mortgage servicing	3,517	2,848
FAS 115 adjustment	368	535
FAS 133 adjustment	29	23
Other	501	486

Total deferred tax liabilities	7,706	6,989

Net Deferred Tax Liability	$5,595	$4,940

     The deferred tax liability related to 2005, 2004 or 2003 unrealized gains and losses on securities available for sale along with the deferred tax liability related to certain derivative and hedging activities for 2005 and 2004, had no effect on income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.
     The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.

(in millions)	Year ended December 31					,
	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$4,042	35.0%	$3,769	35.0%	$3,317	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	289	2.5	265	2.5	241	2.5
Tax-exempt income and tax credits	(327)	(2.8)	(224)	(2.1)	(161)	(1.7)
Donations of appreciated securities	(33)	(.3)	—	—	(90)	(.9)
Other	(94)	(.8)	(55)	(.5)	(32)	(.3)

Effective income tax expense and rate	$3,877	33.6%	$3,755	34.9%	$3,275	34.6%

Note 17: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
At December 31, 2005, 2004 and 2003, options to purchase 4.9 million, 3.3 million and 4.4 million shares, respectively, were outstanding but not included in the calculation of earnings per common share because the exercise price was higher than the market price, and therefore they were antidilutive.

(in millions, except per share amounts)	Year ended December 31			,
	2005	2004	2003
Net income	$7,671	$7,014	$6,202
Less: Preferred stock dividends	—	—	3

Net income applicable to common stock (numerator)	$7,671	$7,014	$6,199

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	1,686.3	1,692.2	1,681.1

Per share	$4.55	$4.15	$3.69

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	1,686.3	1,692.2	1,681.1
Add: Stock options	18.9	20.8	16.0
Restricted share rights	.3	.4	.4

Diluted average common shares outstanding (denominator)	1,705.5	1,713.4	1,697.5

Per share	$4.50	$4.09	$3.65

Note 18: Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Year ended December 31								,
	2005			2004			2003
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	effect	tax	tax	effect	tax	tax	effect	tax
Translation adjustments	$8	$3	$5	$20	$8	$12	$42	$16	$26

Securities available for sale and other retained interests:
Net unrealized gains (losses) arising during the year	(401)	(143)	(258)	35	12	23	(117)	(42)	(75)
Reclassification of gains included in net income	(64)	(24)	(40)	(72)	(27)	(45)	(68)	(26)	(42)

Net unrealized losses arising during the year	(465)	(167)	(298)	(37)	(15)	(22)	(185)	(68)	(117)

Derivatives and hedging activities:
Net unrealized gains (losses) arising during the year	349	134	215	(376)	(137)	(239)	(1,629)	(603)	(1,026)
Reclassification of net losses (gains) on cash flow hedges included in net income	(335)	(128)	(207)	413	152	261	1,707	628	1,079

Net unrealized gains arising during the year	14	6	8	37	15	22	78	25	53

Other comprehensive income	$(443)	$(158)	$(285)	$20	$8	$12	$(65)	$(27)	$(38)

Cumulative other comprehensive income balances were:

(in millions)	Translation	Net unrealized	Net unrealized	Cumulative other
	adjustments	gains (losses) on	gains (losses) on	comprehensive income
		securities and other	derivatives and other
		retained interests	hedging activities
Balance, December 31, 2002	$(14)	$1,030	$(40)	$976

Net change	26	(117)	53	(38)

Balance, December 31, 2003	12	913	13	938

Net change	12	(22)	22	12

Balance, December 31, 2004	$24	$891	$35	$950

Net change	5	(298)	8	(285)

Balance, December 31, 2005	$29	$593	$43	$665

Note 19: Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our automobile financing businesses into Wells Fargo Financial in 2005, segment results for prior periods have been revised.
     The Community Banking Group offers a complete line of banking and diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance, securities brokerage through affiliates and venture capital financing. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds, as well as personal trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs), time deposits and debit cards.
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
     The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance brokerage services and investment banking services. Wholesale Banking manages and administers institutional investments, employee benefit trusts and mutual funds, including the Wells Fargo Advantage Funds. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.
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
     The “Other” Column consists of unallocated goodwill balances held at the enterprise level. This column also may include separately identified transactions recorded at the enterprise level for management reporting.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Other (2)	Consolidated
	Banking	Banking	Financial		Company
2005
Net interest income (1)	$12,708	$2,387	$3,409	$—	$18,504
Provision for credit losses	895	1	1,487	—	2,383
Noninterest income	9,822	3,352	1,271	—	14,445
Noninterest expense	13,294	3,165	2,559	—	19,018

Income before income tax expense	8,341	2,573	634	—	11,548
Income tax expense	2,812	840	225	—	3,877

Net income	$5,529	$1,733	$409	$—	$7,671

2004
Net interest income (1)	$12,019	$2,209	$2,922	$—	$17,150
Provision for credit losses	787	62	868	—	1,717
Noninterest income	8,670	2,974	1,265	—	12,909
Noninterest expense	12,312	2,728	2,357	176	17,573

Income (loss) before income tax expense (benefit)	7,590	2,393	962	(176)	10,769
Income tax expense (benefit)	2,678	794	345	(62)	3,755

Net income (loss)	$4,912	$1,599	$617	$(114)	$7,014

2003
Net interest income (1)	$11,360	$2,228	$2,435	$(16)	$16,007
Provision for credit losses	817	177	698	30	1,722
Noninterest income	8,336	2,707	1,339	—	12,382
Noninterest expense	12,332	2,579	2,228	51	17,190

Income (loss) before income tax expense (benefit)	6,547	2,179	848	(97)	9,477
Income tax expense (benefit)	2,259	733	317	(34)	3,275

Net income (loss)	$4,288	$1,446	$531	$(63)	$6,202

2005
Average loans	$187.0	$62.2	$46.9	$—	$296.1
Average assets	298.6	88.7	52.7	5.8	445.8
Average core deposits	218.2	24.6	—	—	242.8
2004
Average loans	$178.9	$53.1	$37.6	$—	$269.6
Average assets	284.2	77.6	43.0	5.8	410.6
Average core deposits	197.8	25.5	.1	—	223.4

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides the other segments.

(2)	The items recorded at the enterprise level included a $176 million loss on debt extinguishment for 2004 and a $30 million non-recurring loss on sale of a sub-prime credit card portfolio and $51 million of other charges related to employee benefits and software for 2003.

Note 20: Securitizations and Variable Interest Entities

We routinely originate, securitize and sell into the secondary market home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgage loans, home equity loans, auto receivables and securities. We typically retain the servicing rights and may retain other beneficial interests from these sales. Through these securitizations, which are structured without recourse to us and with no restrictions on the retained interests, we may be exposed to a liability under standard representations and warranties we make to purchasers and issuers. The amount recorded for this liability was not material to our consolidated financial statements at year-end 2005 or 2004. We do not have significant credit risks from the retained interests.
     We recognized gains of $326 million from sales of financial assets in securitizations in 2005 and $199 million in 2004. Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31				,
	2005		2004
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets
Sales proceeds from securitizations	$40,982	$225	$33,550	$—
Servicing fees	154	—	88	—
Cash flows on other retained interests	560	6	138	11

     In the normal course of creating securities to sell to investors, we may sponsor special-purpose entities that hold, for the benefit of the investors, financial instruments that are the source of payment to the investors. Special-purpose entities are consolidated unless they meet the criteria for a qualifying special-purpose entity in accordance with FAS 140 or are not required to be consolidated under existing accounting guidance.
     For securitizations completed in 2005 and 2004, we used the following assumptions to determine the fair value of mortgage servicing rights and other retained interests at the date of securitization.

	Mortgage		Other retained
	servicing rights		interests
	2005	2004	2005	2004
Prepayment speed (annual CPR (1)) (2)	16.9%	16.8%	12.7%	14.9%
Life (in years) (2)	5.6	4.9	7.0	3.9
Discount rate (2)	10.1%	9.9%	10.2%	10.3%

(1)	Constant prepayment rate.

(2)	Represents weighted averages for all retained interests resulting from securitizations completed in 2005 and 2004.
     We also retained some AAA-rated floating-rate mortgage-backed securities. The fair value at the date of securitization was determined using quoted market prices. The implied CPR, life, and discount spread to the London Interbank Offered Rate (LIBOR) curve at the date of securitization is presented in the following table.

	Retained interest – AAA
	mortgage-backed securities
	2005	2004
Prepayment speed (annual CPR)	26.8%	34.8%
Life (in years)	2.4	2.2
Discount spread to LIBOR curve	.22%	.32%

     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2005, for mortgage servicing rights, both purchased and retained, and other retained interests related to residential mortgage loan securitizations are presented in the following table.

($ in millions)	Mortgage	Other retained
	servicing rights	interests
Fair value of retained interests	$12,687	$223
Expected weighted-average life (in years)	5.8	6.4
Prepayment speed assumption (annual CPR)	11.6%	8.6%
Decrease in fair value from 10% adverse change	$441	$7
Decrease in fair value from 25% adverse change	1,032	17
Discount rate assumption	10.5%	10.5%
Decrease in fair value from 100 basis point adverse change	$476	$7
Decrease in fair value from 200 basis point adverse change	916	14

     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2005, for the AAA-rated floating-rate mortgage-backed securities related to residential mortgage loan securitizations are presented in the table on the next page. The fair value of these securities was determined using quoted market prices.

($ in millions)	Retained
interest – AAA
mortgage-
backed
securities
Fair value of retained interests	$3,358
Expected weighted-average life (in years)	2.2
Prepayment speed assumption (annual CPR)	28.1%
Decrease in fair value from 10% adverse change	$—
Decrease in fair value from 25% adverse change	—
Discount spread to LIBOR curve assumption	.22%
Decrease in fair value from 10 basis point adverse change	$7
Decrease in fair value from 20 basis point adverse change	14

     The sensitivities in the previous tables are hypothetical and should be relied on with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the previous tables, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

     This table presents information about the principal balances of owned and securitized loans.

(in millions)	December 31					,	Year ended December 31		,
	Total loans		(1)	Delinquent loans		(2)	Net charge-offs (recoveries		)
	2005	2004		2005	2004		2005	2004
Commercial and commercial real estate:
Commercial	$61,552	$54,517		$304	$371		$273	$274
Other real estate mortgage	45,042	48,402		344	370		11	32
Real estate construction	13,406	9,025		40	63		(7)	(1)
Lease financing	5,400	5,169		45	68		14	36

Total commercial and commercial real estate	125,400	117,113		733	872		291	341
Consumer:
Real estate 1-4 family first mortgage	136,261	132,703		709	724		90	47
Real estate 1-4 family junior lien mortgage	59,143	52,190		194	132		105	83
Credit card	12,009	10,260		159	150		467	401
Other revolving credit and installment	48,287	43,744		470	476		1,115	699

Total consumer	255,700	238,897		1,532	1,482		1,777	1,230
Foreign	5,930	4,527		71	99		239	122

Total loans owned and securitized	387,030	360,537		$2,336	$2,453		$2,307	$1,693

Less:
Securitized loans	35,047	34,489
Mortgages held for sale	40,534	29,723
Loans held for sale	612	8,739

Total loans held	$310,837	$287,586

(1)	Represents loans on the balance sheet or that have been securitized, but excludes securitized loans that we continue to service but as to which we have no other continuing involvement.

(2)	Includes nonaccrual loans and loans 90 days or more past due and still accruing.

     We are a variable interest holder in certain special-purpose entities that are consolidated because we absorb a majority of each entity’s expected losses, receive a majority of each entity’s expected returns or both. We do not hold a majority voting interest in these entities. Our consolidated variable interest entities (VIEs), substantially all of which were formed to invest in securities and to securitize real estate investment trust securities, had approximately $2.5 billion and $6 billion in total assets at December 31, 2005 and 2004, respectively. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities, and issuing beneficial interests secured by those securities to investors. The creditors of most of these consolidated entities have no recourse against us.
     We also hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize corporate debt that had approximately $3 billion in total assets at December 31, 2005 and 2004. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $870 million and $950 million at December 31, 2005 and 2004, respectively, predominantly representing investments in entities formed to invest in affordable housing. We, however, expect to recover our investment over time primarily through realization of federal low-income housing tax credits.

Note 21: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.
     The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31		,
	2005	2004	2003
Servicing income, net:
Servicing fees (1)	$2,457	$2,101	$1,787
Amortization	(1,991)	(1,826)	(2,760)
Reversal of provision (provision) for mortgage servicing rights in excess of fair value	378	208	(1,092)
Net derivative gains (losses):
Fair value hedges (2)	(46)	554	1,111
Other (3)	189	—	—

Total servicing income, net	987	1,037	(954)
Net gains on mortgage loan origination/sales activities	1,085	539	3,019
All other	350	284	447

Total mortgage banking noninterest income	$2,422	$1,860	$2,512

(1)	Includes impairment write-downs on other retained interests of $79 million for 2003. There were no impairment write-downs on other retained interests for 2005 and 2004.

(2)	Results related to mortgage servicing rights fair value hedging activities consist of gains (losses) excluded from the evaluation of hedge effectiveness and the ineffective portion of the change in the value of these derivatives. Gains and losses excluded from the evaluation of hedge effectiveness are those caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time). See Note 26 – Fair Value Hedges for additional discussion and detail.

(3)	Other consists of results from free-standing derivatives used to economically hedge the risk of changes in fair value of mortgage servicing rights. See Note 26 – Free-Standing Derivatives for additional discussion and detail.
     At the end of each quarter, we evaluate MSRs for possible impairment based on the difference between the carrying amount and current fair value of the MSRs by risk stratification. If a temporary impairment exists, we establish a valuation allowance for any excess of amortized cost, as adjusted for hedge accounting, over the current fair value through a charge to income. We have a policy of reviewing MSRs for other-than-temporary impairment each quarter and recognize a direct write-down when the recoverability of a recorded valuation allowance is determined to be remote. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSRs and the valuation allowance, precluding subsequent reversals. (See Note 1 –Transfers and Servicing of Financial Assets for additional discussion of our policy for valuation of MSRs.)
     The changes in mortgage servicing rights were:

(in millions)	Year ended December 31		,
	2005	2004	2003
Mortgage servicing rights:
Balance, beginning of year	$9,466	$8,848	$6,677
Originations (1)	2,652	1,769	3,546
Purchases (1)	2,683	1,353	2,140
Amortization	(1,991)	(1,826)	(2,760)
Write-down	—	(169)	(1,338)
Other (includes changes in mortgage servicing rights due to hedging)	888	(509)	583

Balance, end of year	$13,698	$9,466	$8,848

Valuation allowance:
Balance, beginning of year	$1,565	$1,942	$2,188
Provision (reversal of provision) for mortgage servicing rights in excess of fair value	(378)	(208)	1,092
Write-down of mortgage servicing rights	—	(169)	(1,338)

Balance, end of year	$1,187	$1,565	$1,942

Mortgage servicing rights, net	$12,511	$7,901	$6,906

Ratio of mortgage servicing rights to related loans serviced for others	1.44%	1.15%	1.15%

(1)	Based on December 31, 2005, assumptions, the weighted-average amortization period for mortgage servicing rights added during the year was approximately 5.6 years.
     The components of our managed servicing portfolio were:

(in billions)	December 31		,
	2005	2004
Loans serviced for others (1)	$871	$688
Owned loans serviced (2)	118	117

Total owned servicing	989	805
Sub-servicing	27	27

Total managed servicing portfolio	$1,016	$832

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.

(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.

Note 22: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its wholly-owned subsidiaries (WFFI). The Wells Fargo Financial business segment for management reporting
(see Note 19) consists of WFFI and other affiliated consumer finance entities managed by WFFI that are included within other consolidating subsidiaries in the following tables.

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
Year ended December 31, 2005
Dividends from subsidiaries:
Bank	$4,675	$—	$—	$(4,675)	$—
Nonbank	763	—	—	(763)	—
Interest income from loans	—	4,467	16,809	(16)	21,260
Interest income from subsidiaries	2,215	—	—	(2,215)	—
Other interest income	105	104	4,493	—	4,702

Total interest income	7,758	4,571	21,302	(7,669)	25,962

Deposits	—	—	3,848	—	3,848
Short-term borrowings	256	223	897	(632)	744
Long-term debt	2,000	1,362	598	(1,094)	2,866

Total interest expense	2,256	1,585	5,343	(1,726)	7,458

NET INTEREST INCOME	5,502	2,986	15,959	(5,943)	18,504
Provision for credit losses	—	1,582	801	—	2,383

Net interest income after provision for credit losses	5,502	1,404	15,158	(5,943)	16,121

NONINTEREST INCOME
Fee income — nonaffiliates	—	224	8,111	—	8,335
Other	298	223	5,727	(138)	6,110

Total noninterest income	298	447	13,838	(138)	14,445

NONINTEREST EXPENSE
Salaries and benefits	92	985	9,378	—	10,455
Other	50	759	8,398	(644)	8,563

Total noninterest expense	142	1,744	17,776	(644)	19,018

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	5,658	107	11,220	(5,437)	11,548
Income tax expense (benefit)	145	(2)	3,734	—	3,877
Equity in undistributed income of subsidiaries	2,158	—	—	(2,158)	—

NET INCOME	$7,671	$109	$7,486	$(7,595)	$7,671

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
Year ended December 31, 2004
Dividends from subsidiaries:
Bank	$3,652	$—	$—	$(3,652)	$—
Nonbank	307	—	—	(307)	—
Interest income from loans	—	3,548	13,233	—	16,781
Interest income from subsidiaries	1,117	—	—	(1,117)	—
Other interest income	91	84	4,011	—	4,186

Total interest income	5,167	3,632	17,244	(5,076)	20,967

Deposits	—	—	1,827	—	1,827
Short-term borrowings	106	47	458	(258)	353
Long-term debt	872	1,089	387	(711)	1,637

Total interest expense	978	1,136	2,672	(969)	3,817

NET INTEREST INCOME	4,189	2,496	14,572	(4,107)	17,150
Provision for credit losses	—	833	884	—	1,717

Net interest income after provision for credit losses	4,189	1,663	13,688	(4,107)	15,433

NONINTEREST INCOME
Fee income — nonaffiliates	—	223	7,319	—	7,542
Other	139	256	5,053	(81)	5,367

Total noninterest income	139	479	12,372	(81)	12,909

NONINTEREST EXPENSE
Salaries and benefits	64	944	7,916	—	8,924
Other	313	746	7,820	(230)	8,649

Total noninterest expense	377	1,690	15,736	(230)	17,573

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	3,951	452	10,324	(3,958)	10,769
Income tax expense (benefit)	(97)	159	3,693	—	3,755
Equity in undistributed income of subsidiaries	2,966	—	—	(2,966)	—

NET INCOME	$7,014	$293	$6,631	$(6,924)	$7,014

Year ended December 31, 2003
Dividends from subsidiaries:
Bank	$5,194	$—	$—	$(5,194)	$—
Nonbank	841	—	—	(841)	—
Interest income from loans	2	2,799	11,136	—	13,937
Interest income from subsidiaries	567	—	—	(567)	—
Other interest income	75	77	5,329	—	5,481

Total interest income	6,679	2,876	16,465	(6,602)	19,418

Short-term borrowings	81	73	413	(245)	322
Long-term debt	560	730	321	(256)	1,355
Other interest expense	—	—	1,734	—	1,734

Total interest expense	641	803	2,468	(501)	3,411

NET INTEREST INCOME	6,038	2,073	13,997	(6,101)	16,007
Provision for credit losses	—	814	908	—	1,722

Net interest income after provision for credit losses	6,038	1,259	13,089	(6,101)	14,285

NONINTEREST INCOME
Fee income — nonaffiliates	—	209	6,664	—	6,873
Other	167	239	5,195	(92)	5,509

Total noninterest income	167	448	11,859	(92)	12,382

NONINTEREST EXPENSE
Salaries and benefits	134	745	7,567	—	8,446
Other	18	583	8,301	(158)	8,744

Total noninterest expense	152	1,328	15,868	(158)	17,190

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	6,053	379	9,080	(6,035)	9,477
Income tax expense (benefit)	(48)	143	3,180	—	3,275
Equity in undistributed income of subsidiaries	101	—	—	(101)	—

NET INCOME	$6,202	$236	$5,900	$(6,136)	$6,202

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
December 31, 2005
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$10,720	$255	$25	$(11,000)	$—
Nonaffiliates	74	219	20,410	—	20,703
Securities available for sale	888	1,763	39,189	(6)	41,834
Mortgages and loans held for sale	—	32	41,114	—	41,146
Loans	1	44,598	267,121	(883)	310,837
Loans to subsidiaries:
Bank	3,100	—	—	(3,100)	—
Nonbank	44,935	1,003	—	(45,938)	—
Allowance for loan losses	—	(1,280)	(2,591)	—	(3,871)

Net loans	48,036	44,321	264,530	(49,921)	306,966

Investments in subsidiaries:
Bank	37,298	—	—	(37,298)	—
Nonbank	4,258	—	—	(4,258)	—
Other assets	6,272	1,247	65,336	(1,763)	71,092

Total assets	$107,546	$47,837	$430,604	$(104,246)	$481,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$325,450	$(11,000)	$314,450
Short-term borrowings	81	9,005	28,746	(13,940)	23,892
Accrued expenses and other liabilities	3,480	1,241	20,856	(2,506)	23,071
Long-term debt	59,341	35,087	16,613	(31,373)	79,668
Indebtedness to subsidiaries	3,984	—	—	(3,984)	—

Total liabilities	66,886	45,333	391,665	(62,803)	441,081
Stockholders’ equity	40,660	2,504	38,939	(41,443)	40,660

Total liabilities and stockholders’ equity	$107,546	$47,837	$430,604	$(104,246)	$481,741

December 31, 2004
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$9,493	$171	$—	$(9,664)	$—
Nonaffiliates	226	311	17,386	—	17,923
Securities available for sale	1,419	1,841	30,463	(6)	33,717
Mortgages and loans held for sale	—	23	38,439	—	38,462
Loans	1	33,624	253,961	—	287,586
Loans to subsidiaries:
Bank	700	—	—	(700)	—
Nonbank	36,368	856	—	(37,224)	—
Allowance for loan losses	—	(952)	(2,810)	—	(3,762)

Net loans	37,069	33,528	251,151	(37,924)	283,824

Investments in subsidiaries:
Bank	35,357	—	—	(35,357)	—
Nonbank	4,413	—	—	(4,413)	—
Other assets	4,720	807	48,997	(601)	53,923

Total assets	$92,697	$36,681	$386,436	$(87,965)	$427,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$284,522	$(9,664)	$274,858
Short-term borrowings	65	5,662	27,985	(11,750)	21,962
Accrued expenses and other liabilities	2,535	1,103	17,342	(1,397)	19,583
Long-term debt	50,146	27,508	19,354	(23,428)	73,580
Indebtedness to subsidiaries	2,085	—	—	(2,085)	—

Total liabilities	54,831	34,273	349,203	(48,324)	389,983
Stockholders’ equity	37,866	2,408	37,233	(39,641)	37,866

Total liabilities and stockholders’ equity	$92,697	$36,681	$386,436	$(87,965)	$427,849

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations
Year ended December 31, 2005
Cash flows from operating activities:
Net cash provided (used) by operating activities	$5,396	$1,159	$(15,888)	$(9,333)

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	631	281	18,147	19,059
Prepayments and maturities	90	248	6,634	6,972
Purchases	(231)	(486)	(27,917)	(28,634)
Net cash acquired from acquisitions	—	—	66	66
Increase in banking subsidiaries’ loan originations, net of collections	—	(953)	(41,356)	(42,309)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	232	42,007	42,239
Purchases (including participations) of loans by banking subsidiaries	—	—	(8,853)	(8,853)
Principal collected on nonbank entities’ loans	—	19,542	3,280	22,822
Loans originated by nonbank entities	—	(29,757)	(3,918)	(33,675)
Net advances to nonbank entities	(3,166)	—	3,166	—
Capital notes and term loans made to subsidiaries	(10,751)	—	10,751	—
Principal collected on notes/loans made to subsidiaries	2,950	—	(2,950)	—
Net decrease (increase) in investment in subsidiaries	194	—	(194)	—
Other, net	—	(1,059)	(6,697)	(7,756)

Net cash used by investing activities	(10,283)	(11,952)	(7,834)	(30,069)

Cash flows from financing activities:
Net increase in deposits	—	—	38,961	38,961
Net increase (decrease) in short-term borrowings	1,048	3,344	(2,514)	1,878
Proceeds from issuance of long-term debt	18,297	11,891	(3,715)	26,473
Long-term debt repayment	(8,216)	(4,450)	(5,910)	(18,576)
Proceeds from issuance of common stock	1,367	—	—	1,367
Common stock repurchased	(3,159)	—	—	(3,159)
Cash dividends paid on common stock	(3,375)	—	—	(3,375)
Other, net	—	—	(1,673)	(1,673)

Net cash provided by financing activities	5,962	10,785	25,149	41,896

Net change in cash and due from banks	1,075	(8)	1,427	2,494

Cash and due from banks at beginning of year	9,719	482	2,702	12,903

Cash and due from banks at end of year	$10,794	$474	$4,129	$15,397

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations
Year ended December 31, 2004
Cash flows from operating activities:
Net cash provided by operating activities	$3,848	$1,297	$1,340	$6,485

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	78	268	5,976	6,322
Prepayments and maturities	160	152	8,511	8,823
Purchases	(207)	(580)	(15,796)	(16,583)
Net cash paid for acquisitions	—	—	(331)	(331)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(33,800)	(33,800)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	14,540	14,540
Purchases (including participations) of loans by banking subsidiaries	—	—	(5,877)	(5,877)
Principal collected on nonbank entities’ loans	—	17,668	328	17,996
Loans originated by nonbank entities	—	(27,778)	27	(27,751)
Net advances to nonbank entities	(92)	—	92	—
Capital notes and term loans made to subsidiaries	(11,676)	—	11,676	—
Principal collected on notes/loans made to subsidiaries	896	—	(896)	—
Net decrease (increase) in investment in subsidiaries	(353)	—	353	—
Other, net	—	(121)	(2,652)	(2,773)

Net cash used by investing activities	(11,194)	(10,391)	(17,849)	(39,434)

Cash flows from financing activities:
Net increase (decrease) in deposits	—	(110)	27,437	27,327
Net increase (decrease) in short-term borrowings	(831)	683	(2,549)	(2,697)
Proceeds from issuance of long-term debt	19,610	12,919	(3,135)	29,394
Long-term debt repayment	(4,452)	(4,077)	(11,110)	(19,639)
Proceeds from issuance of common stock	1,271	—	—	1,271
Common stock repurchased	(2,188)	—	—	(2,188)
Cash dividends paid on common stock	(3,150)	—	—	(3,150)
Other, net	—	—	(13)	(13)

Net cash provided by financing activities	10,260	9,415	10,630	30,305

Net change in cash and due from banks	2,914	321	(5,879)	(2,644)

Cash and due from banks at beginning of year	6,805	161	8,581	15,547

Cash and due from banks at end of year	$9,719	$482	$2,702	$12,903

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations
Year ended December 31, 2003
Cash flows from operating activities:
Net cash provided by operating activities	$6,352	$1,271	$23,572	$31,195

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	146	347	6,864	7,357
Prepayments and maturities	150	223	12,779	13,152
Purchases	(655)	(732)	(23,744)	(25,131)
Net cash paid for acquisitions	(55)	(600)	(167)	(822)
Increase in banking subsidiaries’ loan originations, net of collections	—	—	(36,235)	(36,235)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	—	1,590	1,590
Purchases (including participations) of loans by banking subsidiaries	—	—	(15,087)	(15,087)
Principal collected on nonbank entities’ loans	3,683	13,335	620	17,638
Loans originated by nonbank entities	—	(21,035)	(757)	(21,792)
Purchases of loans by nonbank entities	(3,682)	—	—	(3,682)
Net advances to nonbank entities	(2,570)	—	2,570	—
Capital notes and term loans made to subsidiaries	(14,614)	—	14,614	—
Principal collected on notes/loans made to subsidiaries	6,160	—	(6,160)	—
Net decrease (increase) in investment in subsidiaries	122	—	(122)	—
Other, net	—	107	(74)	33

Net cash used by investing activities	(11,315)	(8,355)	(43,309)	(62,979)

Cash flows from financing activities:
Net increase in deposits	—	22	28,621	28,643
Net decrease in short-term borrowings	(1,182)	(676)	(7,043)	(8,901)
Proceeds from issuance of long-term debt	15,656	10,355	3,479	29,490
Long-term debt repayment	(3,425)	(2,151)	(12,355)	(17,931)
Proceeds from issuance of guaranteed preferred beneficial interests in Company’s subordinated debentures	700	—	—	700
Proceeds from issuance of common stock	944	—	—	944
Preferred stock redeemed	(73)	—	—	(73)
Common stock repurchased	(1,482)	—	—	(1,482)
Cash dividends paid on preferred and common stock	(2,530)	(600)	600	(2,530)
Other, net	—	—	651	651

Net cash provided by financing activities	8,608	6,950	13,953	29,511

Net change in cash and due from banks	3,645	(134)	(5,784)	(2,273)

Cash and due from banks at beginning of year	3,160	295	14,365	17,820

Cash and due from banks at end of year	$6,805	$161	$8,581	$15,547

Note 23: Legal Actions

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

Note 24:   Guarantees

We provide significant guarantees to third parties including standby letters of credit, various indemnification agreements, guarantees accounted for as derivatives, contingent consideration related to business combinations and contingent performance guarantees.
     We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between the customers and third parties. Standby letters of credit assure that the third parties will receive specified funds if customers fail to meet their contractual obligations. We are obliged to make payment if a customer defaults. Standby letters of credit were $10.9 billion at December 31, 2005, and $9.4 billion at December 31, 2004, including financial guarantees of $6.4 billion and $5.3 billion, respectively, that we had issued or purchased participations in. Standby letters of credit are net of participations sold to other institutions of $2.1 billion at December 31, 2005, and $1.7 billion at December 31, 2004. We consider the credit risk in standby letters of credit in determining the allowance for credit losses. Deferred fees for these standby letters of credit were not significant to our financial statements. We also had commitments for commercial and similar letters of credit of $761 million at December 31, 2005, and $731 million at December 31, 2004. At December 31, 2004, we also provided a back-up liquidity facility to a commercial paper conduit that we considered to be a financial guarantee. This credit facility, which was terminated in 2005, would have required us to advance, under certain conditions, up to $860 million at December 31, 2004. This back-up liquidity facility was included within our commercial loan commitments at December 31, 2004, and was substantially collateralized in the event it was drawn upon.
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
     We write options, floors and caps. Options are exercisable based on favorable market conditions. Periodic settlements occur on floors and caps based on market conditions. The fair value of the written options liability in our balance sheet was $563 million at December 31, 2005, and $374 million at December 31, 2004. The aggregate written floors and caps liability was $169 million and $227 million, respectively. Our ultimate obligation under written options, floors and caps is based on future market conditions and is only quantifiable at settlement. The notional value related to written options was $45.5 billion at December 31, 2005, and $29.7 billion at December 31, 2004, and the aggregate notional value related to written floors and caps was $24.3 billion and $34.7 billion, respectively. We offset substantially all options written to customers with purchased options.
     We also enter into credit default swaps under which we buy loss protection from or sell loss protection to a counterparty in the event of default of a reference obligation. The carrying amount of the contracts sold was a liability of $6 million at December 31, 2005, and $2 million at December 31, 2004. The maximum amount we would be required to pay under the swaps in which we sold protection, assuming all reference obligations default at a total loss, without recoveries, was $2.7 billion and $2.6 billion based on notional value at December 31, 2005 and 2004, respectively. We purchased credit default swaps of comparable notional amounts to mitigate the exposure of the written credit default swaps at December 31, 2005 and 2004. These purchased credit default swaps had terms (i.e., used the same reference obligation and maturity) that would offset our exposure from the written default swap contracts in which we are providing protection to a counterparty.
     In connection with certain brokerage, asset management and insurance agency acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration based on certain performance targets. At December 31, 2005 and 2004, the amount of contingent consideration we expected to pay was not significant to our financial statements.
     We have entered into various contingent performance guarantees through credit risk participation arrangements with remaining terms ranging from one to 24 years. We will be required to make payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements with third parties. Because the extent of our obligations under these guarantees depends entirely on future events, our potential future liability under these agreements is not fully determinable. However, our exposure under most of the agreements can be quantified and for those agreements our exposure was contractually limited to an aggregate liability of approximately $110 million at December 31, 2005, and $370 million at December 31, 2004.

Note 25:   Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board (FRB) and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.
     Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.
     We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. The amount of trust preferred securities issued by the Trusts that was includable in Tier 1 capital in accordance with FRB risk-based capital guidelines was $4.2 billion at December 31, 2005. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. (See Note 12.)
     Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 6 and 26 for further discussion of off-balance sheet items.) For certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(in billions)								To be well
								capitalized under
								the FDICIA
			For capital					prompt corrective
	Actual		adequacy purposes					action provisions
	Amount	Ratio	Amount		Ratio			Amount		Ratio

As of December 31, 2005:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$44.7	11.64%	>$	30.7	>	8.00%
Wells Fargo Bank, N.A.	34.7	11.04	>	25.2	>	8.00		>$	31.5	>	10.00%

Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$31.7	8.26%	>$	15.4	>	4.00%
Wells Fargo Bank, N.A.	25.2	8.01	>	12.6	>	4.00		>$	18.9	>	6.00%

Tier 1 capital (to average assets) (Leverage ratio)
Wells Fargo & Company	$31.7	6.99%	>$	18.1	>	4.00	%(1)
Wells Fargo Bank, N.A.	25.2	6.61	>	15.3	>	4.00	(1)	>$	19.1	>	5.00%

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

     Management believes that, as of December 31, 2005, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
     The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the table on the previous page and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the covered subsidiary banks.
     As an approved seller/servicer, Wells Fargo Bank, N.A., through its mortgage banking division, is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2005, Wells Fargo Bank, N.A. met these requirements.

Note 26:   Derivatives

Our approach to managing interest rate risk includes the use of derivatives. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not have a significant adverse effect on the net interest margin and cash flows. As a result of interest rate fluctuations, hedged assets and liabilities will gain or lose market value. In a fair value hedging strategy, the effect of this unrealized gain or loss will generally be offset by income or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedging strategy, we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities.
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
     By using derivatives, we are exposed to credit risk if counterparties to financial instruments do not perform as expected. If a counterparty fails to perform, our credit risk is equal to the fair value gain in a derivative contract. We minimize credit risk through credit approvals, limits and monitoring procedures. Credit risk related to derivatives is considered and, if material, provided for separately. As we generally enter into transactions only with counterparties that carry high quality credit ratings, losses from counterparty nonperformance on derivatives have not been significant. Further, we obtain collateral, where appropriate, to reduce risk. To the extent the master netting arrangements meet the requirements of FASB Interpretation No. 39, Offsetting of
Amounts Related to Certain Contracts, as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, amounts are shown net in the balance sheet.
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
Fair Value Hedges
We use derivatives, such as interest rate swaps, swaptions, Treasury futures and options, Eurodollar futures and options, and forward contracts, to manage the risk of changes in the fair value of MSRs and other retained interests. Derivative gains or losses caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time) are excluded from the evaluation of hedge effectiveness, but are reflected in earnings. Net derivative gains and losses related to our mortgage servicing activities are included in “Servicing income, net” in Note 21.
     We use derivatives, such as Treasury and LIBOR futures and swaptions, to hedge changes in fair value due to changes in interest rates of our commercial real estate mortgages and franchise loans held for sale. The ineffective portion of these fair value hedges is recorded as part of mortgage banking noninterest income in the income statement. We also enter into interest rate swaps, designated as fair value hedges, to convert certain of our fixed-rate long-term debt to floating-rate debt. In addition, we enter into cross-currency swaps and cross-currency interest rate swaps to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated debt. For commercial real estate, long-term debt and foreign currency hedges, all parts of each derivative’s gain or loss are included in the assessment of hedge effectiveness.
     At December 31, 2005, all designated fair value hedges continued to qualify as fair value hedges.

Cash Flow Hedges
We hedge floating-rate senior debt against future interest rate increases by using interest rate swaps to convert floating-rate senior debt to fixed rates and by using interest rate caps and floors to limit variability of rates. We also use derivatives, such as Treasury futures, forwards and options, Eurodollar futures, and forward contracts, to hedge forecasted sales of mortgage loans. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. As of December 31, 2005, all designated cash flow hedges continued to qualify as cash flow hedges.
     At December 31, 2005, we expected that $13 million of deferred net losses on derivatives in other comprehensive income will be reclassified as earnings during the next twelve months, compared with $8 million and $9 million of deferred net losses at December 31, 2004 and 2003, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of one year for hedges converting floating-rate loans to fixed rates, 10 years for hedges of floating-rate senior debt and one year for hedges of forecasted sales of mortgage loans.
     The following table provides derivative gains and losses related to fair value and cash flow hedges resulting from the change in value of the derivatives excluded from the assessment of hedge effectiveness and the change in value of the ineffective portion of the derivatives.

(in millions)	December 31			,
	2005	2004	2003

Gains (losses) from derivatives related to MSRs and other retained interests from change in value of:

Derivatives excluded from the assessment of hedge effectiveness	$338	$944	$908

Ineffective portion of derivatives	(384)	(390)	203

Net derivative gains (losses) related to MSRs and other retained interests	$(46)	$554	$1,111

Losses from ineffective portion of change in the value of other fair value hedges (1)	$(15)	$(21)	$(22)

Gains from ineffective portion of change in the value of cash flow hedges	$23	$10	$72

(1)	Includes commercial real estate, long-term debt and foreign currency.

Free-Standing Derivatives
We enter into various derivatives primarily to provide derivative products to customers. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into free-standing derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as part of other noninterest income in the income statement.
     Interest rate lock commitments for residential mortgage loans that we intend to resell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments is economically hedged with Treasury futures, forwards and options, Eurodollar futures, and forward contracts. The commitments and free-standing derivatives are carried at fair value with changes in fair value recorded as a part of mortgage banking noninterest income in the income statement. We record a zero fair value for a derivative loan commitment at inception consistent with EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,
and Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. The aggregate fair value of derivative loan commitments on the consolidated balance sheet at December 31, 2005 and 2004, was a net liability of $54 million and $38 million, respectively; and is included in the caption “Interest rate contracts – Options written” under Customer Accommodations and Trading in the following table.
     In 2005, we also used derivatives, such as swaps, swaptions, Treasury futures and options, Eurodollar futures and options, and forward contracts, to economically hedge the risk of changes in the fair value of MSRs and other retained interests, with the resulting gain or loss reflected in income. Net derivative gains of $189 million for 2005 from economic hedges related to our mortgage servicing activities are included on the income statement in “Mortgage Banking – Servicing income, net.” The aggregate fair value of these economic hedges was a net asset of $32 million at December 31, 2005, and is included on the balance sheet in “Other assets.”

     The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives were:

(in millions)	December 31							,
	2005				2004
	Notional or	Credit		Estimated	Notional or	Credit		Estimated
	contractual	risk		net fair	contractual	risk		net fair
	amount	amount	(1)	value	amount	amount	(1)	value
ASSET/LIABILITY MANAGEMENT HEDGES
Interest rate contracts:
Swaps	$36,978	$409		$26	$27,145	$626		$524
Futures	25,485	—		—	10,314	—		—
Floors and caps purchased	5,250	87		87	1,400	25		25
Floors and caps written	5,250	—		(13)	—	—		—
Options purchased	26,508	103		103	51,670	49		49
Options written	405	1		(3)	—	—		—
Forwards	106,146	126		18	103,948	137		113
Equity contracts:
Options purchased	3	1		1	25	1		1
Options written	75	—		(3)	99	—		(18)
Forwards	15	2		2	19	1		—
Foreign exchange contracts:
Swaps	4,217	142		93	—	—		—
Forwards	1,000	11		—	—	—		—
CUSTOMER ACCOMMODATIONS AND TRADING
Interest rate contracts:
Swaps	92,462	1,175		133	74,659	1,631		28
Futures	251,534	—		—	152,943	—		—
Floors and caps purchased	7,169	33		33	32,715	170		170
Floors and caps written	12,653	—		(27)	34,119	1		(189)
Options purchased	10,160	129		129	699	4		4
Options written	41,124	41		(160)	26,418	45		(45)
Forwards	56,644	17		(61)	46,167	13		(19)
Commodity contracts:
Swaps	20,633	599		(1)	4,427	141		(27)
Futures	555	—		—	230	—		—
Floors and caps purchased	5,464	195		195	391	39		39
Floors and caps written	6,356	—		(130)	609	—		(37)
Options purchased	12	7		7	35	17		17
Options written	52	—		(33)	42	—		(6)
Equity contracts:
Swaps	55	5		(2)	4	—		—
Futures	480	—		—	730	—		—
Options purchased	1,810	253		253	1,011	189		189
Options written	1,601	—		(263)	935	—		(181)
Foreign exchange contracts:
Swaps	1,078	35		1	673	53		52
Futures	53	—		—	24	—		—
Options purchased	2,280	60		60	2,211	79		79
Options written	2,219	—		(59)	2,187	—		(79)
Forwards and spots	21,516	220		22	25,788	489		19
Credit contracts:
Swaps	5,454	23		(33)	5,443	36		(22)

(1)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

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
     Loan commitments, standby letters of credit and commercial and similar letters of credit not included in the following table had contractual values of $191.4 billion, $10.9 billion and $761 million, respectively, at December 31, 2005, and $164.0 billion, $9.4 billion and $731 million, respectively, at December 31, 2004. These instruments generate ongoing fees at our current pricing levels. Of the commitments at December 31, 2005, 40% mature within one year. Deferred fees on commitments and standby letters of credit totaled $47 million and $46 million at December 31, 2005 and 2004, respectively. Carrying cost estimates fair value for these fees.
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

Financial Liabilities
DEPOSIT LIABILITIES
FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the following table is their carrying value at December 31, 2005 and 2004. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.
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
Derivatives
The fair values of derivatives are reported in Note 26.
Limitations
We make these fair value disclosures to comply with the requirements of FAS 107. The calculations represent management’s best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2005 and 2004. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.
     As discussed above, some of our asset and liability financial instruments are short-term, and therefore, the carrying amounts in the Consolidated Balance Sheet approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been estimated, include mortgage servicing rights, premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.
     This table is a summary of financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and trading assets, securities available for sale and derivatives, which are carried at fair value.

(in millions)	December 31				,
	2005		2004
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
FINANCIAL ASSETS
Mortgages held for sale	$40,534	$40,666	$29,723	$29,888
Loans held for sale	612	629	8,739	8,972
Loans, net	306,966	307,721	283,824	285,488
Nonmarketable equity investments	5,090	5,533	5,229	5,494
FINANCIAL LIABILITIES
Deposits	314,450	314,301	274,858	274,900
Long-term debt (1)	79,654	78,868	73,560	74,085

(1)	The carrying amount and fair value exclude obligations under capital leases of $14 million and $20 million at December 31, 2005 and 2004, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 21, 2006, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

San Francisco, California
February 21, 2006

Quarterly Financial Data
Condensed Consolidated Statement of Income — Quarterly (Unaudited)

(in millions, except per share amounts)	2005				2004
	Quarter ended				Quarter ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
INTEREST INCOME	$7,244	$6,645	$6,200	$5,873	$5,635	$5,405	$5,069	$4,858
INTEREST EXPENSE	2,405	1,969	1,664	1,420	1,179	987	843	808

NET INTEREST INCOME	4,839	4,676	4,536	4,453	4,456	4,418	4,226	4,050
Provision for credit losses	703	641	454	585	465	408	440	404

Net interest income after provision for credit losses	4,136	4,035	4,082	3,868	3,991	4,010	3,786	3,646

NONINTEREST INCOME
Service charges on deposit accounts	655	654	625	578	594	618	611	594
Trust and investment fees	623	614	597	602	543	508	530	535
Card fees	394	377	361	326	321	319	308	282
Other fees	478	520	478	453	479	452	437	411
Mortgage banking	628	743	237	814	790	262	493	315
Operating leases	200	202	202	208	211	207	209	209
Insurance	272	248	358	337	265	264	347	317
Net gains (losses) on debt securities available for sale	(124)	(31)	39	(4)	3	10	(61)	33
Net gains from equity investments	93	146	201	71	170	48	81	95
Other	434	354	231	251	336	212	245	306

Total noninterest income	3,653	3,827	3,329	3,636	3,712	2,900	3,200	3,097

NONINTEREST EXPENSE
Salaries	1,613	1,571	1,551	1,480	1,438	1,383	1,295	1,277
Incentive compensation	663	676	562	465	526	449	441	391
Employee benefits	428	467	432	547	451	390	391	492
Equipment	328	306	263	370	410	254	271	301
Net occupancy	344	354	310	404	301	309	304	294
Operating leases	161	159	157	158	164	158	156	155
Other	1,346	1,356	1,279	1,268	1,681	1,277	1,495	1,119

Total noninterest expense	4,883	4,889	4,554	4,692	4,971	4,220	4,353	4,029

INCOME BEFORE INCOME TAX EXPENSE	2,906	2,973	2,857	2,812	2,732	2,690	2,633	2,714
Income tax expense	976	998	947	956	947	942	919	947

NET INCOME	$1,930	$1,975	$1,910	$1,856	$1,785	$1,748	$1,714	$1,767

EARNINGS PER COMMON SHARE	$1.15	$1.17	$1.14	$1.09	$1.06	$1.03	$1.02	$1.04
DILUTED EARNINGS PER COMMON SHARE	$1.14	$1.16	$1.12	$1.08	$1.04	$1.02	$1.00	$1.03
DIVIDENDS DECLARED PER COMMON SHARE	$.52	$.52	$.48	$.48	$.48	$.48	$.45	$.45
Average common shares outstanding	1,675.4	1,686.8	1,687.7	1,695.4	1,692.7	1,688.9	1,688.1	1,699.3
Diluted average common shares outstanding	1,693.9	1,705.3	1,707.2	1,715.7	1,715.0	1,708.7	1,708.3	1,721.2
Market price per common share (1)
High	$64.70	$62.87	$62.22	$62.75	$64.04	$59.86	$59.72	$58.98
Low	57.62	58.00	57.77	58.15	57.55	56.12	54.32	55.97
Quarter end	62.83	58.57	61.58	59.80	62.15	59.63	57.23	56.67

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.