Form 10-K, Exhibit 13
period 2006-12-31
WELLS FARGO & CO/MN
filed 2007-03-01
CIK 72971

Exhibit 13

Financial Review

34	Overview
38	Critical Accounting Policies
41	Earnings Performance
47	Balance Sheet Analysis
48	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
49	Risk Management
59	Capital Management
59	Comparison of 2005 with 2004
61	Risk Factors

Controls and Procedures

66	Disclosure Controls and Procedures
66	Internal Control over Financial Reporting
66	Management’s Report on Internal Control over Financial Reporting
67	Report of Independent Registered Public Accounting Firm

Financial Statements

68	Consolidated Statement of Income
69	Consolidated Balance Sheet
70	Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income
71	Consolidated Statement of Cash Flows
72	Notes to Financial Statements

120	Report of Independent Registered Public Accounting Firm

121	Quarterly Financial Data

     This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations due to several factors. Please refer to the “Risk Factors” section of this Report for a discussion of some of the factors that may cause results to differ.
Financial Review
Overview

Wells Fargo & Company is a $482 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. We ranked fifth in assets and fourth in market value of our common stock among U.S. bank holding companies at December 31, 2006. When we refer to “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to “the Parent,” we mean Wells Fargo & Company.
     We had another exceptional year in 2006, with record diluted earnings per share of $2.49, record net income of $8.5 billion, both up 11%, and exceptional, broad-based performance across our more than 80 businesses. All common share and per share disclosures in this Report reflect the two-for-one stock split in the form of a 100% stock dividend distributed August 11, 2006.
     Over the past twenty years, our annual compound growth rate in earnings per share was 14% and our annual compound growth rate in revenue was 12%. Our total annual compound stockholder return of 14% the past five years was more than double the S&P 500®—and at 15% almost double for the past ten years. We far out-paced the S&P 500 the past 15 and 20 years with total annual compound shareholder returns of 18% and 21%, respectively—periods with almost every economic cycle and economic condition a financial institution can experience. Our primary strategy, consistent for 20 years, is to satisfy all our customers’ financial needs, help them succeed financially and, through cross-selling, gain market share, wallet share and earn 100% of their business.
     Our growth in earnings per share was driven by revenue growth. Our primary sources of earnings are lending and deposit taking activities, which generate net interest income, and providing financial services that generate fee income.
     Revenue grew 8% to a record $35.7 billion from $32.9 billion in 2005. The breadth and depth of our business model resulted in very strong and balanced growth across product sources (net interest income up 8%, noninterest income up 9%) and across businesses (double-digit revenue and/or profit growth in regional banking, business direct, wealth management, credit and debit card, corporate trust, commercial banking, asset-based lending, asset management, real estate brokerage, insurance, international, commercial real estate, corporate banking and specialized financial services).
     We have stated in the past that to consistently grow over the long term, successful companies must invest in their core businesses and in maintaining strong balance sheets. We continued to make investments in 2006 by opening 109 regional banking stores. We grew our sales and service force by adding 4,497 team members (full-time equivalents) in 2006, including 1,914 retail platform bankers. We continued to be #1 in many categories of financial services nationally, including retail mortgage originations, home equity lending, small business lending, agricultural lending, internet banking, and provider of financial services to middle-market companies in the western U.S.
     Our solid financial performance enables us to be one of the top givers to non-profits among all U.S. companies. Wells Fargo Bank, N.A. continued to be rated as “Aaa,” the highest possible credit rating issued by Moody’s Investors Service, and was upgraded in February 2007 to “AAA,” the highest possible credit rating issued by Standard & Poor’s Ratings Services. Of the more than 1,100 financial institutions and 70 national banking systems covered by S&P globally, this upgrade makes our bank one of only two banks worldwide to have S&P’s “AAA” credit rating. Our bank is now the only U.S. bank to have the highest possible credit rating from both Moody’s and S&P.
     Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to give them all the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitate growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. Our cross-sell set records for the eighth consecutive year—our average retail banking household now has 5.2 products, almost one in five have more than eight, six for Wholesale Banking customers, and our average middle-market commercial banking customer has more than seven products. Our goal is eight products per customer, which is currently half of our estimate of potential demand.
     Our core products grew this year:
•	Average loans grew by 4% (up 14% excluding real estate 1-4 family first mortgages);
•	Average core deposits grew by 7%; and
•	Assets managed and administered were up 26%.
     We believe it is important to maintain a well-controlled environment as we continue to grow our businesses. We manage our credit risk by setting credit policies for underwriting, and monitoring and reviewing the performance of our loan portfolio. We maintain a well-diversified loan portfolio, measured by industry, geography and product type. We manage the interest rate and market risks inherent in our asset and liability balances within prudent ranges, while ensuring adequate liquidity and funding. Our stockholder value has increased over time due to customer satisfaction, strong financial results, investment in our businesses, consistent execution of our business model and management of our business risks.
     Our financial results included the following:
     Net income in 2006 increased 11% to $8.5 billion from $7.7 billion in 2005. Diluted earnings per common share increased 11% to $2.49 in 2006 from $2.25 in 2005. Return on average total assets was 1.75% and return on average stockholders’ equity was 19.65% in 2006, compared with 1.72% and 19.59%, respectively, in 2005.
     Net interest income on a taxable-equivalent basis was $20.1 billion in 2006, compared with $18.6 billion a year ago, reflecting solid loan growth (excluding adjustable rate mortgages (ARMs)) and a relatively stable net interest margin. With short-term interest rates now above 5%, our cumulative sales of ARMs and debt securities since mid-2004 have had a positive impact on our net interest margin and net interest income. We have completed our sales of over $90 billion of ARMs since mid-2004 with the sales of $26 billion of ARMs in second quarter 2006. Average earning assets grew 8% from 2005, or 17% excluding 1-4 family first mortgages (the loan category that includes ARMs). Our net interest margin was 4.83% for 2006, compared with 4.86% in 2005.
     Noninterest income increased 9% to $15.7 billion in 2006 from $14.4 billion in 2005. Growth in noninterest income was driven by growth across our businesses, with particular strength in trust and investment fees (up 12%), card fees (up 20%), insurance fees (up 10%) and gains on equity investments (up 44%).
     Revenue, the sum of net interest income and noninterest income, increased 8% to a record $35.7 billion in 2006 from $32.9 billion in 2005. Wells Fargo Home Mortgage (Home Mortgage) revenue decreased $704 million, or 15%, to
$4.2 billion in 2006 from $4.9 billion in 2005. Combined revenue in businesses other than Home Mortgage grew 12% from 2005 to 2006, with double-digit revenue growth in virtually every major business line other than Home Mortgage.
     Noninterest expense was $20.7 billion in 2006, up 9% from $19.0 billion in 2005, primarily due to continued investments in new stores and additional sales and service-related team members. We began expensing stock options on January 1, 2006. Total stock option expense reduced earnings by approximately $0.025 per share for 2006.
     During 2006, net charge-offs were $2.25 billion, or 0.73% of average total loans, compared with $2.28 billion, or 0.77%, during 2005. Credit losses for auto loans increased $160 million in 2006 partially due to growth and seasoning, but largely due to collection capacity constraints and restrictive payment extension practices that occurred when Wells Fargo Financial integrated its prime and non-prime auto loan businesses during 2006. Credit losses for 2005 included $171 million of incremental fourth quarter bankruptcy losses and increased losses of $163 million in first quarter 2005 to conform Wells Fargo Financial’s charge-off practices to more stringent Federal Financial Institutions Examination Council (FFIEC) guidelines. The provision for credit losses was $2.20 billion in 2006, down $179 million from $2.38 billion in 2005. The 2005 provision for credit losses also included $100 million for estimated credit losses related to Hurricane Katrina. We subsequently realized approximately $50 million
Table 1: Ratios and Per Common Share Data

	Year ended December 31			,
	2006	2005	2004
PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.75%	1.72%	1.71%
Net income to average stockholders’equity (ROE)	19.65	19.59	19.57
EFFICIENCY RATIO (1)	58.1	57.7	58.5
CAPITAL RATIOS
At year end:
Stockholders’ equity to assets	9.52	8.44	8.85
Risk-based capital (2)
Tier 1 capital	8.95	8.26	8.41
Total capital	12.50	11.64	12.07
Tier 1 leverage (2)	7.89	6.99	7.08
Average balances:
Stockholders’ equity to assets	8.88	8.78	8.73
PER COMMON SHARE DATA
Dividend payout (3)	42.9	44.1	44.9
Book value	$13.58	$12.12	$11.17
Market price (4)
High	$36.99	$32.35	$32.02
Low	30.31	28.81	27.16
Year end	35.56	31.42	31.08

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

(3)	Dividends declared per common share as a percentage of earnings per common share.

(4)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

of Katrina-related losses. Because we no longer anticipate further credit losses attributable to Katrina, we released the remaining $50 million reserve in 2006. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $3.96 billion, or 1.24% of total loans, at December 31, 2006, compared with $4.06 billion, or 1.31%, at December 31, 2005.
     At December 31, 2006, total nonaccrual loans were $1.67 billion (0.52% of total loans) up from $1.34 billion (0.43%) at December 31, 2005. Total nonperforming assets were $2.42 billion (0.76% of total loans) at December 31, 2006, compared with $1.53 billion (0.49%) at December 31, 2005. Foreclosed assets were $745 million at December 31, 2006, compared with $191 million at December 31, 2005. Foreclosed assets, a component of total nonperforming assets, included an additional $322 million of foreclosed real estate securing Government National Mortgage Association (GNMA) loans at December 31, 2006, due to a change in regulatory reporting requirements effective January 1, 2006.
The foreclosed real estate securing GNMA loans of $322 million represented 10 basis points of the ratio of nonperforming assets to loans at December 31, 2006. Both principal and interest for the GNMA loans secured by the foreclosed real estate are fully collectible because the GNMA loans are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs.
     The ratio of stockholders’ equity to total assets was 9.52% at December 31, 2006, compared with 8.44% at December 31, 2005. Our total risk-based capital (RBC) ratio at December 31, 2006, was 12.50% and our Tier 1 RBC ratio was 8.95%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2005, were 11.64% and 8.26%, respectively. Our Tier 1 leverage ratios were 7.89% and 6.99% at December 31, 2006 and 2005, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Table 2: Six-Year Summary of Selected Financial Data

(in millions, except							% Change	Five-year
per share amounts)							2006 /	compound
	2006	2005	2004	2003	2002	2001	2005	growth rate
INCOME STATEMENT
Net interest income	$19,951	$18,504	$17,150	$16,007	$14,482	$11,976	8%	11%
Noninterest income	15,740	14,445	12,909	12,382	10,767	9,005	9	12

Revenue	35,691	32,949	30,059	28,389	25,249	20,981	8	11
Provision for credit losses	2,204	2,383	1,717	1,722	1,684	1,727	(8)	5
Noninterest expense	20,742	19,018	17,573	17,190	14,711	13,794	9	9
Before effect of change in accounting principle (1) Net income	$8,482	$7,671	$7,014	$6,202	$5,710	$3,411	11	20
Earnings per common share	2.52	2.27	2.07	1.84	1.68	0.99	11	21
Diluted earnings per common share	2.49	2.25	2.05	1.83	1.66	0.98	11	21
After effect of change in accounting principle
Net income	$8,482	$7,671	$7,014	$6,202	$5,434	$3,411	11	20
Earnings per common share	2.52	2.27	2.07	1.84	1.60	0.99	11	21
Diluted earnings per common share	2.49	2.25	2.05	1.83	1.58	0.98	11	21
Dividends declared per common share	1.08	1.00	0.93	0.75	0.55	0.50	8	17
BALANCE SHEET (at year end)
Securities available for sale	$42,629	$41,834	$33,717	$32,953	$27,947	$40,308	2	1
Loans	319,116	310,837	287,586	253,073	192,478	167,096	3	14
Allowance for loan losses	3,764	3,871	3,762	3,891	3,819	3,717	(3)	—
Goodwill	11,275	10,787	10,681	10,371	9,753	9,527	5	3
Assets	481,996	481,741	427,849	387,798	349,197	307,506	—	9
Core deposits (2)	270,224	253,341	229,703	211,271	198,234	182,295	7	8
Long-term debt	87,145	79,668	73,580	63,642	47,320	36,095	9	19
Guaranteed preferred beneficial interests in Company’s subordinated debentures (3)	—	—	—	—	2,885	2,435	—	—
Stockholders’ equity	45,876	40,660	37,866	34,469	30,319	27,175	13	11

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.

(2)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, and market rate and other savings.

(3)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), these balances were reflected in long-term debt. See Note 12 (Long-Term Debt) to Financial Statements for more information.

Current Accounting Developments
On July 13, 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Income Tax Uncertainties (FIN 48). FIN 48 supplements Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109), by defining the threshold for recognizing tax benefits in the financial statements as “more-likely-than-not” to be sustained by the applicable taxing authority. The benefit recognized for a tax position that meets the “more-likely-than-not” criterion is measured based on the largest benefit that is more than 50% likely to be realized, taking into consideration the amounts and probabilities of the outcomes upon settlement. We adopted FIN 48 on January 1, 2007, as required. FIN 48 had no material effect on our consolidated financial statements upon adoption.
     Also on July 13, 2006, the FASB issued Staff Position 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction (FSP 13-2). FSP 13-2 relates to the accounting for leveraged lease transactions for which there have been cash flow estimate changes based on when income tax benefits are recognized. Certain of our leveraged lease transactions have been challenged by the Internal Revenue Service (IRS). While we have not made investments in a broad class of transactions that the IRS commonly refers as “Lease-In, Lease-Out” (LILO) transactions, we have previously invested in certain leveraged lease transactions that the IRS labels as “Sale-In, Lease-Out” (SILO) transactions. We have paid the IRS the contested income tax associated with our SILO transactions. However, we are continuing to vigorously defend our initial filing position as to the timing of the tax benefits associated with these transactions. We adopted FSP 13-2 on January 1, 2007, as required, and recorded a cumulative effect adjustment to reduce the 2007 beginning balance of retained earnings by approximately $71 million after tax ($115 million pre tax) in stockholders’ equity. This amount will be recognized back into income over the remaining terms of the affected leases.
     On February 16, 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments, which amends FAS 133, Accounting for Derivatives and Hedging Activities, and FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Hybrid financial instruments are single financial instruments that contain an embedded derivative. Under FAS 155, entities can elect to record certain hybrid financial instruments at fair value as individual financial instruments. Prior to this amendment, certain hybrid financial instruments were required to be separated into two instruments—a derivative and host—and generally only the derivative was recorded at fair value. FAS 155 also requires that beneficial interests in securitized assets be evaluated for either free-standing or embedded derivatives. FAS 155 became effective for all financial instruments acquired or issued after January 1, 2007. FAS 155 had no effect on our consolidated financial statements on the date of adoption.
     On September 15, 2006, the FASB issued FAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FAS 157 is applicable to accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the most relevant measurement attribute. FAS 157 is effective for the year beginning January 1, 2008, with early adoption permitted on January 1, 2007. We are currently evaluating if we will choose to adopt FAS 157 early. We do not expect that the adoption of FAS 157 will have a material effect on our consolidated financial statements.
     On September 29, 2006, the FASB issued FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). FAS 158 represents the first phase of the FASB’s project on pension and postretirement benefits. The next phase will consider potential changes in determining net periodic benefit cost and measuring plan assets and obligations. As discussed in this Annual Report, we implemented the requirement to recognize the funded status of our benefit plans as of December 31, 2006. (See Note 15 (Employee Benefits and Other Expenses) to Financial Statements for additional information.) The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We currently use a measurement date of November 30. In 2007, we will assess the impact of the change in measurement date on our consolidated financial statements.
     On February 15, 2007, the FASB issued FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. FAS 159 provides an alternative measurement treatment for certain financial assets and financial liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. While FAS 159 is effective beginning January 1, 2008, earlier adoption is permitted as of January 1, 2007, provided that the entity also adopts all of the requirements of FAS 157. Because electing the option to use fair value could eliminate certain timing differences when we account for mortgages held for sale and related hedge activity, we are currently evaluating whether we will adopt FAS 159 early, and the impact FAS 159 may have on our consolidated financial statements.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Three of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern the allowance for credit losses, the valuation of residential mortgage servicing rights (MSRs) and pension accounting. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee.
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
PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR CREDIT LOSSES
While we attribute portions of the allowance to specific loan categories as part of our analytical process, the entire allowance is used to absorb credit losses inherent in the total loan portfolio.
     A significant portion of the allowance, approximately 70% at December 31, 2006, is estimated at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure the losses inherent in these portfolios. We independently validate and update these models at least annually to capture recent behavioral characteristics of the portfolios, such as updated credit bureau information, actual changes in underlying economic or market conditions and changes in our loss mitigation or marketing strategies.
     The remainder of the allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty. Also, we review individual nonperforming loans over $3 million for impairment based on cash flows or collateral. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss.
     The allowance includes an amount for imprecision or uncertainty to incorporate the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This portion of the total allowance is the result of our judgment of risks inherent in the portfolio, economic uncertainties, historical loss experience and other subjective factors, including industry trends. In 2006, the methodology used to determine this portion of the allowance was refined so that this method was calculated for each portfolio type to better reflect our view of risk in these portfolios. In prior years, this element of the allowance was associated with the portfolio as a whole, rather than with a specific portfolio type, and was categorized as unallocated.
     The portion of the allowance representing our judgment for imprecision or uncertainty may change from period to period. The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
     To estimate the possible range of allowance required at December 31, 2006, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.
Assumptions for deterioration in loan credit quality were:
•	for consumer loans, an 18 basis point increase in estimated loss rates from actual 2006 loss levels, moving closer to longer term average loss rates; and
•	for wholesale loans, a 30 basis point increase in estimated loss rates, moving closer to historical averages.
Assumptions for improvement in loan credit quality were:
•	for consumer loans, a 17 basis point decrease in estimated loss rates from actual 2006 loss levels, adjusting for the elevated auto losses and a better economic environment for consumers; and
•	for wholesale loans, nominal change from the essentially zero 2006 net credit loss performance.
     Under the assumptions for deterioration in loan credit quality, another $546 million in expected losses could occur and under the assumptions for improvement, a $339 million reduction in expected losses could occur.
     Changes in the estimate of the allowance for credit losses and the related provision expense can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for credit losses requires us to make forecasts of losses that are highly uncertain and require a high degree of judgment.

Given that the majority of our loan portfolio is consumer loans, for which losses tend to emerge within a relatively short, predictable timeframe, and that a significant portion of the allowance for credit losses relates to estimated credit losses associated with consumer loans, management believes that the provision for credit losses for consumer loans, absent any significant credit event, will closely track the level of related net charge-offs. From time to time, events or economic factors may impact the loan portfolio, as Hurricane Katrina did in 2005 and 2006, causing management to provide additional amounts or release balances from the allowance for credit losses.
Valuation of Residential Mortgage Servicing Rights
We recognize as assets the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), whether we purchase the servicing rights, or the servicing rights result from the sale or securitization of loans we originate (asset transfers). We also acquire MSRs under co-issuer agreements that provide for us to service loans that are originated and securitized by third-party correspondents. Effective January 1, 2006, under FAS 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140, we elected to initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value measurement method. Under this method, purchased MSRs and MSRs from asset transfers are capitalized and carried at fair value. Prior to the adoption of FAS 156, we capitalized purchased residential MSRs at cost, and MSRs from asset transfers based on the relative fair value of the servicing right and the residential mortgage loan at the time of sale, and carried both purchased MSRs and MSRs from asset transfers at the lower of cost or market. Effective January 1, 2006, upon the remeasurement of our residential MSRs at fair value, we recorded a cumulative effect adjustment to increase the 2006 beginning balance of retained earnings by $101 million after tax ($158 million pre tax) in stockholders’ equity.
     At the end of each quarter, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in Note 1 (Summary of Significant Accounting Policies), Note 20 (Securitizations and Variable Interest Entities) and Note 21 (Mortgage Banking Activities) to Financial Statements.
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we may use securities available for sale and free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of MSRs, with the resulting gains or losses reflected in income. Changes in the fair value of the MSRs from changing mortgage interest rates are generally offset by gains or losses in the fair value of the derivatives depending on the amount of MSRs we hedge and the particular instruments chosen to hedge the MSRs. We may choose not to fully hedge MSRs, partly because origination volume tends to act as a “natural hedge.” For example, as interest rates decline, servicing values decrease and fees from origination volume tend to increase. Conversely, as interest rates increase, the fair value of the MSRs increases, while fees from origination volume tend to decline. See “Mortgage Banking Interest Rate Risk” for discussion of the timing of the effect of changes in mortgage interest rates.
     Net servicing income, a component of mortgage banking noninterest income, includes the changes from period to period in fair value of both our residential MSRs and the free-standing derivatives (economic hedges) used to hedge our residential MSRs. Changes in the fair value of residential MSRs from period to period result from (1) changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates) and (2) other changes, representing changes due to collection/realization of expected cash flows. Prior to the adoption of FAS 156, we carried residential MSRs at the lower of cost or market, with amortization of MSRs and changes in the MSRs valuation allowance recognized in net servicing income.
     We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an independent internal model validation group operating in accordance with Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed—a key assumption in the model—is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate used to determine the present value of estimated future net servicing income—another key assumption in the model—is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.
     These key economic assumptions and the sensitivity of the fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 20 (Securitizations and Variable Interest Entities) to Financial Statements.

Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions, as amended by FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans —an amendment of FASB Statements No. 87, 88, 106, and 132(R). FAS 158 was issued on September 29, 2006, and became effective for us on December 31, 2006. FAS 158 requires us to recognize the funded status of our pension and postretirement benefit plans on our balance sheet. Additionally, FAS 158 will require us to use a year-end measurement date beginning in 2008. We conformed our pension asset and our pension and postretirement liabilities to FAS 158 and recorded a corresponding reduction of $402 million (after tax) to the December 31, 2006, balance of cumulative other comprehensive income in stockholders’ equity. The adoption of FAS 158 did not change the amount of net periodic benefit expense recognized in our income statement.
     We use four key variables to calculate our annual pension cost: size and characteristics of the employee population, actuarial assumptions, expected long-term rate of return on plan assets, and discount rate. We describe below the effect of each of these variables on our pension expense.
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
     To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Our expected rate of return for 2007 is 8.75%, the same rate used for 2006. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87, Employers’ Accounting for Pensions) in net periodic pension expense calculations over the next five years. Our average remaining service period is approximately 11 years. See Note 15 (Employee Benefits and Other Expenses) to Financial Statements for information on funding, changes in the pension benefit obligation, and plan assets (including the investment categories, asset allocation and the fair value).
     We use November 30 as the measurement date for our pension assets and projected benefit obligations. If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $54 million.
     Under FAS 158, we will be required to use December 31 as a measurement date for our pension assets and benefit obligations for fiscal years ending after December 15, 2008. (See “Current Accounting Developments” for more information.)
DISCOUNT RATE
We use the discount rate to determine the present value of our future benefit obligations. It reflects the rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. As the basis for determining our discount rate, we review the Moody’s Aa Corporate Bond Index, on an annualized basis, and the rate of a hypothetical portfolio using the Hewitt Yield Curve (HYC) methodology, which was developed by our independent actuary. The instruments used in both the Moody’s Aa Corporate Bond Index and the HYC consist of high quality bonds for which the timing and amount of cash outflows approximates the estimated payouts of our Cash Balance Plan. We used a discount rate of 5.75% in 2006 and 2005.
     If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $37 million. If we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, pension expense would increase by approximately $103 million. The decrease in pension expense due to a 1% increase in discount rate differs from the increase in pension expense due to a 1% decrease in discount rate due to the impact of the 5% gain/loss corridor.

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
     Net interest income on a taxable-equivalent basis was $20.1 billion in 2006, compared with $18.6 billion in 2005, an increase of 8%, reflecting solid loan growth (other than ARMs) and a relatively stable net interest margin. In 2006, we incurred noninterest expense of $31 million on the extinguishment of approximately $800 million of trust preferred securities (included in junior subordinated long-term debt). Because we were able to refinance this debt at a rate approximately 200 basis points lower, our net interest expense will be reduced by approximately $320 million over the next twenty years.
     Our net interest margin was 4.83% for 2006 and 4.86% for 2005. With short-term interest rates now above 5%, our cumulative sales of ARMs and debt securities since mid-2004 have had a positive impact on our net interest margin and net interest income. We have completed our sales of over $90 billion of ARMs since mid-2004 with the sales of $26 billion of ARMs in second quarter 2006. In addition, taking advantage of market volatility during second quarter 2006, we sold our lowest-yielding debt securities and added to our portfolio of long-term debt securities at yields of approximately 6.25% —nearly 200 basis points higher than the cyclical low in yields.
     Average earning assets increased $32.3 billion to $415.8 billion in 2006 from $383.5 billion in 2005. Loans averaged $306.9 billion in 2006, compared with $296.1 billion in 2005. Average mortgages held for sale were $42.9 billion in 2006 and $39.0 billion in 2005. Debt securities available for sale averaged $53.6 billion in 2006 and $33.1 billion in 2005.
     Average core deposits are an important contributor to growth in net interest income and the net interest margin. This low-cost source of funding rose 7% from 2005. Average core deposits were $260.0 billion and $242.8 billion and funded 53.5% and 54.5% of average total assets in 2006 and 2005, respectively. Total average retail core deposits, which exclude Wholesale Banking core deposits and retail mortgage escrow deposits, for 2006 grew $12.0 billion, or 6%, from 2005. Average mortgage escrow deposits were $18.2 billion in 2006 and $16.7 billion in 2005. Savings certificates of deposits increased on average to $32.4 billion in 2006 from $22.6 billion in 2005 and noninterest-bearing checking accounts and other core deposit categories increased on average to $227.7 billion in 2006 from $220.1 billion in 2005.
     Total average interest-bearing deposits increased to $223.8 billion in 2006 from $194.6 billion in 2005, largely due to organic growth.
     Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances,Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

(in millions)	2006				2005
	Average	Yields /	Interest		Average	Yields /	Interest
	balance	rates	income	/	balance	rates	income	/
			expense				expense
EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$5,515	4.80%	$265		$5,448	3.01%	$164
Trading assets	4,958	4.95	245		5,411	3.52	190
Debt securities available for sale (3):
Securities of U.S.Treasury and federal agencies	875	4.36	39		997	3.81	38
Securities of U.S. states and political subdivisions	3,192	7.98	245		3,395	8.27	266
Mortgage-backed securities:
Federal agencies	36,691	6.04	2,206		19,768	6.02	1,162
Private collateralized mortgage obligations	6,640	6.57	430		5,128	5.60	283

Total mortgage-backed securities	43,331	6.12	2,636		24,896	5.94	1,445
Other debt securities (4)	6,204	7.10	439		3,846	7.10	266

Total debt securities available for sale (4)	53,602	6.31	3,359		33,134	6.24	2,015
Mortgages held for sale (3)	42,855	6.41	2,746		38,986	5.67	2,213
Loans held for sale (3)	630	7.40	47		2,857	5.10	146
Loans:
Commercial and commercial real estate:
Commercial	65,720	8.13	5,340		58,434	6.76	3,951
Other real estate mortgage	29,344	7.32	2,148		29,098	6.31	1,836
Real estate construction	14,810	7.94	1,175		11,086	6.67	740
Lease financing	5,437	5.72	311		5,226	5.91	309

Total commercial and commercial real estate	115,311	7.78	8,974		103,844	6.58	6,836
Consumer:
Real estate 1-4 family first mortgage	57,509	7.27	4,182		78,170	6.42	5,016
Real estate 1-4 family junior lien mortgage	64,255	7.98	5,126		55,616	6.61	3,679
Credit card	12,571	13.29	1,670		10,663	12.33	1,315
Other revolving credit and installment	50,922	9.60	4,889		43,102	8.80	3,794

Total consumer	185,257	8.57	15,867		187,551	7.36	13,804
Foreign	6,343	12.39	786		4,711	13.49	636

Total loans (5)	306,911	8.35	25,627		296,106	7.19	21,276
Other	1,357	4.97	68		1,581	4.34	68

Total earning assets	$415,828	7.79	32,357		$383,523	6.81	26,072

FUNDING SOURCES
Deposits:
Interest-bearing checking	$4,302	2.86	123		$3,607	1.43	51
Market rate and other savings	134,248	2.40	3,225		129,291	1.45	1,874
Savings certificates	32,355	3.91	1,266		22,638	2.90	656
Other time deposits	32,168	4.99	1,607		27,676	3.29	910
Deposits in foreign offices	20,724	4.60	953		11,432	3.12	357

Total interest-bearing deposits	223,797	3.21	7,174		194,644	1.98	3,848
Short-term borrowings	21,471	4.62	992		24,074	3.09	744
Long-term debt	84,035	4.91	4,124		79,137	3.62	2,866
Guaranteed preferred beneficial interests in Company’s subordinated debentures (6)	—	—	—		—	—	—

Total interest-bearing liabilities	329,303	3.73	12,290		297,855	2.50	7,458
Portion of noninterest-bearing funding sources	86,525	—	—		85,668	—	—

Total funding sources	$415,828	2.96	12,290		$383,523	1.95	7,458

Net interest margin and net interest income on a taxable- equivalent basis (7)		4.83%	$20,067			4.86%	$18,614

NONINTEREST-EARNING ASSETS
Cash and due from banks	$12,466				$13,173
Goodwill	11,114				10,705
Other	46,615				38,389

Total noninterest-earning assets	$70,195				$62,267

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$89,117				$87,218
Other liabilities	24,430				21,559
Stockholders’ equity	43,173				39,158
Noninterest-bearing funding sources used to fund earning assets	(86,525)				(85,668)

Net noninterest-bearing funding sources	$70,195				$62,267

TOTAL ASSETS	$486,023				$445,790

(1)	Our average prime rate was 7.96%, 6.19%, 4.34%, 4.12% and 4.68% for 2006, 2005, 2004, 2003 and 2002, respectively.The average three-month London Interbank Offered Rate (LIBOR) was 5.20%, 3.56%, 1.62%, 1.22% and 1.80% for the same years, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

2004				2003				2002
Average	Yields /	Interest		Average	Yields /	Interest		Average	Yields /	Interest
balance	rates	income	/	balance	rates	income	/	balance	rates	income	/
		expense				expense				expense

$4,254	1.49%	$64		$4,174	1.16%	$49		$2,961	1.73%	$51
5,286	2.75	145		6,110	2.56	156		4,747	3.58	169

1,161	4.05	46		1,286	4.74	58		1,770	5.57	95
3,501	8.00	267		2,424	8.62	196		2,106	8.33	167

21,404	6.03	1,248		18,283	7.37	1,276		26,718	7.23	1,856
3,604	5.16	180		2,001	6.24	120		2,341	7.18	163

25,008	5.91	1,428		20,284	7.26	1,396		29,059	7.22	2,019
3,395	7.72	236		3,302	7.75	240		3,029	7.74	232

33,065	6.24	1,977		27,296	7.32	1,890		35,964	7.25	2,513
32,263	5.38	1,737		58,672	5.34	3,136		39,858	6.13	2,450
8,201	3.56	292		7,142	3.51	251		5,380	4.69	252

49,365	5.77	2,848		47,279	6.08	2,876		46,520	6.80	3,164
28,708	5.35	1,535		25,846	5.44	1,405		25,413	6.17	1,568
8,724	5.30	463		7,954	5.11	406		7,925	5.69	451
5,068	6.23	316		4,453	6.22	277		4,079	6.32	258

91,865	5.62	5,162		85,532	5.80	4,964		83,937	6.48	5,441

87,700	5.44	4,772		56,252	5.54	3,115		32,669	6.69	2,185
44,415	5.18	2,300		31,670	5.80	1,836		25,220	7.07	1,783
8,878	11.80	1,048		7,640	12.06	922		6,810	12.27	836
33,528	9.01	3,022		29,838	9.09	2,713		24,072	10.28	2,475

174,521	6.38	11,142		125,400	6.85	8,586		88,771	8.20	7,279
3,184	15.30	487		2,200	18.00	396		1,774	18.90	335

269,570	6.23	16,791		213,132	6.54	13,946		174,482	7.48	13,055
1,709	3.81	65		1,626	4.57	74		1,436	4.87	72

$354,348	5.97	21,071		$318,152	6.16	19,502		$264,828	7.04	18,562

$3,059	0.44	13		$2,571	0.27	7		$2,494	0.55	14
122,129	0.69	838		106,733	0.66	705		93,787	0.95	893
18,850	2.26	425		20,927	2.53	529		24,278	3.21	780
29,750	1.43	427		25,388	1.20	305		8,191	1.86	153
8,843	1.40	124		6,060	1.11	67		5,011	1.58	79

182,631	1.00	1,827		161,679	1.00	1,613		133,761	1.43	1,919
26,130	1.35	353		29,898	1.08	322		33,278	1.61	536
67,898	2.41	1,637		53,823	2.52	1,355		42,158	3.33	1,404
—	—	—		3,306	3.66	121		2,780	4.23	118

276,659	1.38	3,817		248,706	1.37	3,411		211,977	1.88	3,977
77,689	—	—		69,446	—	—		52,851	—	—

$354,348	1.08	3,817		$318,152	1.08	3,411		$264,828	1.51	3,977

	4.89%	$17,254			5.08%	$16,091			5.53%	$14,585

$13,055				$13,433				$13,820
10,418				9,905				9,737
32,758				36,123				33,340

$56,231				$59,461				$56,897

$79,321				$76,815				$63,574
18,764				20,030				17,054
35,835				32,062				29,120
(77,689)				(69,446)				(52,851)

$56,231				$59,461				$56,897

$410,579				$377,613				$321,725

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), these balances were reflected in long-term debt. See Note 12 (Long-Term Debt) to Financial Statements for more information.

(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities.The federal statutory tax rate was 35% for all years presented.

     Table 4 allocates the changes in net interest income on a taxable-equivalent basis to changes in either average balances or average rates for both interest-earning assets and interest-bearing liabilities. Because of the numerous simultaneous volume and rate changes during any period, it is not possible to precisely allocate such changes between volume and rate. For this table, changes that are not solely due to either volume or rate are allocated to these categories in proportion to the percentage changes in average volume and average rate.

Table 4: Analysis of Changes in Net Interest Income

(in millions)	Year ended December 31					,
	2006 over 2005			2005 over 2004
	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$2	$99	$101	$22	$78	$100
Trading assets	(17)	72	55	3	42	45
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	(5)	6	1	(6)	(2)	(8)
Securities of U.S. states and political subdivisions	(13)	(8)	(21)	(9)	8	(1)
Mortgage-backed securities:
Federal agencies	1,040	4	1,044	(84)	(2)	(86)
Private collateralized mortgage obligations	93	54	147	86	17	103
Other debt securities	173	—	173	45	(15)	30
Mortgages held for sale	230	303	533	378	98	476
Loans held for sale	(146)	47	(99)	(240)	94	(146)
Loans:
Commercial and commercial real estate:
Commercial	529	860	1,389	570	533	1,103
Other real estate mortgage	16	296	312	21	280	301
Real estate construction	278	157	435	142	135	277
Lease financing	12	(10)	2	10	(17)	(7)
Consumer:
Real estate 1-4 family first mortgage	(1,441)	607	(834)	(555)	799	244
Real estate 1-4 family junior lien mortgage	620	827	1,447	658	721	1,379
Credit card	247	108	355	218	49	267
Other revolving credit and installment	730	365	1,095	844	(72)	772
Foreign	205	(55)	150	212	(63)	149
Other	(10)	10	—	(5)	8	3

Total increase in interest income	2,543	3,742	6,285	2,310	2,691	5,001

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	12	60	72	3	35	38
Market rate and other savings	75	1,276	1,351	52	984	1,036
Savings certificates	337	273	610	96	135	231
Other time deposits	167	530	697	(32)	515	483
Deposits in foreign offices	376	220	596	45	188	233
Short-term borrowings	(88)	336	248	(30)	421	391
Long-term debt	186	1,072	1,258	305	924	1,229

Total increase in interest expense	1,065	3,767	4,832	439	3,202	3,641

Increase (decrease) in net interest income on a taxable-equivalent basis	$1,478	$(25)	$1,453	$1,871	$(511)	$1,360

Noninterest Income
We earn trust, investment and IRA fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2006, these assets totaled $983 billion, up 26% from $783 billion at December 31, 2005. Generally, trust, investment and IRA fees are based on the market value of the assets that are managed, administered, or both. The increase in these fees in 2006 was due to continued strong growth across all the trust and investment management businesses.
     We also receive commissions and other fees for providing services to full-service and discount brokerage customers. At December 31, 2006 and 2005, brokerage assets totaled $115 billion and $97 billion, respectively. Generally, these fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, or asset-based fees, which are based on the market value of the customer’s assets. The increase in these fees in 2006 was primarily due to continued growth in asset-based fees.
     Card fees increased 20% to $1,747 million in 2006 from $1,458 million in 2005, mostly due to increases in credit card accounts and credit and debit card transaction volume. Purchase volume on debit and credit cards was up 21% from a year ago and average card balances were up 19%.
     Mortgage banking noninterest income was $2,311 million in 2006 compared with $2,422 million in 2005. With the adoption of FAS 156 in 2006 and measuring our residential MSRs at fair value, net servicing income includes both changes in the fair value of MSRs during the period as well as changes in the value of derivatives (economic hedges) used to hedge the MSRs. An additional $158 million ($101 million after tax) increase in the value of MSRs upon remeasurement to fair value under FAS 156 in 2006 was recorded as an adjustment to the beginning balance of retained earnings in stockholders’ equity. Prior to adoption of FAS 156, servicing income included net derivative gains and losses (primarily the ineffective portion of the change in value of derivatives used to hedge MSRs under FAS 133, Accounting for Derivative

Table 5: Noninterest Income

(in millions)	Year ended December 31			,	% Change
	2006	2005	2004		2006 /	2005 /
					2005	2004
Service charges on deposit accounts	$2,690	$2,512	$2,417		7%	4%
Trust and investment fees:
Trust,investment and IRA fees	2,033	1,855	1,509		10	23
Commissions and all other fees	704	581	607		21	(4)

Total trust and investment fees	2,737	2,436	2,116		12	15
Card fees	1,747	1,458	1,230		20	19
Other fees:
Cash network fees	184	180	180		2	—
Charges and fees on loans	976	1,022	921		(5)	11
All other	897	727	678		23	7

Total other fees	2,057	1,929	1,779		7	8
Mortgage banking:
Servicing income,net	893	987	1,037		(10)	(5)
Net gains on mortgage loan origination/sales activities	1,116	1,085	539		3	101
All other	302	350	284		(14)	23

Total mortgage banking	2,311	2,422	1,860		(5)	30
Operating leases	783	812	836		(4)	(3)
Insurance	1,340	1,215	1,193		10	2
Trading assets	544	571	523		(5)	9
Net losses on debt securities available for sale	(19)	(120)	(15)		(84)	700
Net gains from equity investments	738	511	394		44	30
All other	812	699	576		16	21

Total	$15,740	$14,445	$12,909		9	12

Instruments and Hedging Activities (as amended)), amortization and MSRs impairment, which are all influenced by both the level and direction of mortgage interest rates.
     Servicing fees (included in net servicing income) grew to $3,525 million in 2006 from $2,457 million in 2005 largely due to a 47% increase in the portfolio of mortgage loans serviced for others, which was $1.28 trillion at December 31, 2006, up from $871 billion a year ago. In July 2006, we acquired a $140 billion mortgage servicing portfolio from Washington Mutual, Inc. The change in the value of MSRs net of economic hedging results in 2006 was a loss of $154 million. The interest rate-related effect (impairment provision net of hedging results) in 2005 was a gain of $521 million.
     Net gains on mortgage loan origination/sales activities were $1,116 million in 2006, up from $1,085 million in 2005, primarily due to higher loan sales. Residential real estate origination and co-issue volume (shown in Table 6 on the right) totaled $398 billion in 2006, up from $366 billion in 2005. We do not have credit risk for most of these originations because we sell or securitize most of the mortgages we originate. In 2006, 26% of our total mortgage origination volume, and about 65% of non-prime originations, were made under co-issue arrangements, where we act exclusively as the loan servicer and a third party correspondent securitizes the loans. Under co-issue arrangements, we do not assume any credit risk, because third parties assume all credit risk. We also do not assume the seller’s liabilities normally associated with residential real estate originations, such as exposure associated with standard representations and warranties or early payment buyback obligations. Loan sales were $271 billion in 2006 and $251 billion in 2005. The 1-4 family first mortgage unclosed pipeline was $48 billion at year-end 2006 and $50 billion at year-end 2005.
Table 6: Residential Real Estate Origination and Co-Issue Volume (1)

(in billions)	December 31		,
	2006	2005
Residential real estate first mortgage loans:
Retail	$117	$139
Correspondent/Wholesale (2)	232	176
Home equity loans and lines	39	39
Wells Fargo Financial	10	12

Total (2)	$398	$366

(1)	Consists of residential real estate originations from all channels.

(2)	Includes $104 billion and $48 billion of co-issue volume for 2006 and 2005, respectively. Under co-issue arrangements, we become the servicer when the correspondent securitizes the related loans.
     Net losses on debt securities were $19 million for 2006, compared with $120 million for 2005. Net gains from equity investments were $738 million in 2006, compared with $511 million in 2005, primarily reflecting the continued strong performance of our venture capital business.
     We routinely review our investment portfolios and recognize impairment write-downs based primarily on issuer-specific factors and results, and our intent to hold such securities. We also consider general economic and market conditions, including industries in which venture capital investments are made, and adverse changes affecting the availability of venture capital. We determine impairment based on all of the information available at the time of the assessment, with particular focus on the severity and duration of specific security impairments, but new information or economic developments in the future could result in recognition of additional impairment.

Noninterest Expense
Table 7: Noninterest Expense

(in millions)	Year ended December 31			,	% Change
	2006	2005	2004		2006 /	2005 /
					2005	2004
Salaries	$7,007	$6,215	$5,393		13%	15%
Incentive compensation	2,885	2,366	1,807		22	31
Employee benefits	2,035	1,874	1,724		9	9
Equipment	1,252	1,267	1,236		(1)	3
Net occupancy	1,405	1,412	1,208		—	17
Operating leases	630	635	633		(1)	—
Outside professional services	942	835	669		13	25
Contract services	579	596	626		(3)	(5)
Travel and entertainment	542	481	442		13	9
Advertising and promotion	456	443	459		3	(3)
Outside data processing	437	449	418		(3)	7
Postage	312	281	269		11	4
Telecommunications	279	278	296		—	(6)
Insurance	257	224	247		15	(9)
Stationery and supplies	223	205	240		9	(15)
Operating losses	180	194	192		(7)	1
Security	179	167	161		7	4
Core deposit intangibles	112	123	134		(9)	(8)
Charitable donations	59	61	248		(3)	(75)
Net losses from debt extinguishment	24	11	174		118	(94)
All other	947	901	997		5	(10)

Total	$20,742	$19,018	$17,573		9	8

In 2006, we continued to focus on building our business with investments in additional team members and new banking stores. The 9% increase in noninterest expense to $20.7 billion in 2006 from $19.0 billion in 2005 was due primarily to the increase in salaries, incentive compensation and employee benefits. We grew our sales and service force by adding 4,497 team members (full-time equivalents), including 1,914 retail platform bankers and 110 private bankers. Incentive compensation in 2006 also included $134 million of stock option expense, which we are required to recognize under FAS 123(R), Share-Based Payment, adopted in 2006. In 2006, we opened 109 regional banking stores and we remodeled 528 of our banking stores. We expect to open another 100 regional banking stores in 2007.
Operating Segment Results
We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 19 (Operating Segments) to Financial Statements.
     Segment results for prior periods have been revised due to the realignment of our insurance business into Wholesale Banking in 2006, designed to leverage the expertise, systems and resources of the existing businesses.
COMMUNITY BANKING’S net income increased to $5.53 billion in 2006 from $5.47 billion in 2005. Total revenue for 2006 increased $912 million, or 4%, driven by an improved net interest margin resulting from solid loan and deposit growth. Excluding real estate 1-4 family mortgages—the loan category affected by the sales of ARMs during the year—total average loans grew $15.1 billion, or 12%. Average deposit growth was $18.8 billion, or 7%, and was driven by a 5% increase in consumer checking accounts and 4% growth in business checking accounts. Noninterest income increased $497 million, or 5%, primarily due to strong double-digit growth in debit and credit card fees, trust and investment fees, and service charge fee income, driven by the growth in both consumer and business checking accounts, partially offset by lower mortgage banking noninterest income. The provision for credit losses for 2006 decreased $8 million from 2005, which included incremental losses due to the change to the bankruptcy law in 2005. Noninterest expense for 2006 increased $850 million, or 7%, due to the addition of 2,800 sales and service team members, including 1,914 retail platform bankers, the opening of 109 banking stores, 246 net new webATM® machines and investments in technology.
WHOLESALE BANKING’S net income was a record $2.09 billion in 2006, up 17% from $1.79 billion in 2005, driven largely by an 11% increase in earning assets and an expanding net interest margin, as well as continued low credit losses. Average loans increased 15% to $71.4 billion in 2006 from $62.2 billion in 2005, with double-digit increases across the majority of the wholesale lending businesses. Average deposits grew 45% entirely due to increases in interest-bearing deposits, driven by a mix of organic customer growth, conversions of customer sweep accounts from off-balance sheet money market funds into deposits, and continued growth in foreign central bank deposits. The provision for credit losses was $16 million in 2006 and $1 million in 2005. Noninterest income increased 15% to $4.31 billion in 2006, due to acquisitions of fee-generating businesses such as Secured Capital, Reilly Mortgage, Barrington Associates and Evergreen Funding, along with stronger asset management, capital markets, insurance and foreign exchange revenue. Noninterest expense increased 18% to $4.11 billion in 2006 from $3.49 billion in 2005, due to higher personnel-related expenses, including staff additions, along with higher expenses from acquisitions, expenses related to higher sales volumes, and investments in new offices, businesses and systems.
WELLS FARGO FINANCIAL’S net income increased 111% to $865 million in 2006 from $409 million in 2005. Net income in 2006 was reduced by an increase of $160 million (pre tax) in auto losses partially due to growth and seasoning, but largely due to collection capacity constraints and restrictive payment extension practices during the integration of the prime and non-prime auto loan businesses. Net income for 2006 also included a $50 million (pre tax) release of provision for credit losses releasing the remaining portion of the provision made for Hurricane Katrina. Net income for 2005 included incremental losses due to the change in the bankruptcy law, a first quarter 2005 $163 million charge (pre tax) to conform Wells Fargo Financial’s charge-off practices with FFIEC guidelines, and $100 million (pre tax) for estimated losses from Hurricane Katrina. Total revenue rose 16% in 2006, reaching $5.4 billion, compared with $4.7 billion in 2005, due to higher net interest income. Average loans were $57.5 billion in 2006, up from $46.9 billion in 2005.
Noninterest expense increased $247 million, or 10%, in 2006 from 2005, reflecting investments in new consumer finance stores and additional team members.

Balance Sheet Analysis

Securities Available for Sale
Our securities available for sale portfolio consists of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and yield enhancement. Accordingly, this portfolio primarily includes very liquid, high-quality federal agency debt securities. At December 31, 2006, we held $41.8 billion of debt securities available for sale, compared with $40.9 billion at December 31, 2005, with a net unrealized gain of $722 million and $591 million for the same periods, respectively. We also held $796 million of marketable equity securities available for sale at December 31, 2006, and $900 million at December 31, 2005, with a net unrealized gain of $204 million and $342 million for the same periods, respectively.
     The weighted-average expected maturity of debt securities available for sale was 5.2 years at December 31, 2006. Since 75% of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers may have the right to prepay obligations before the underlying mortgages mature.
     The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale portfolio is shown in Table 8 below.
Table 8: Mortgage-Backed Securities

(in billions)	Fair	Net unrealized	Remaining
	value	gain (loss)	maturity
At December 31, 2006	$31.5	$0.5	4.2 yrs.
At December 31, 2006, assuming a 200 basis point:
Increase in interest rates	29.0	(2.0)	7.0 yrs.
Decrease in interest rates	32.0	1.0	1.1 yrs.

     See Note 5 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.
Loan Portfolio
A comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
     Total loans at December 31, 2006, were $319.1 billion, compared with $310.8 billion at year-end 2005, an increase of 3%. Consumer loans of $190.4 billion at December 31, 2006, decreased 3% from $196.4 billion a year ago. Excluding 1-4 family first mortgages (the category affected by ARMs sales), consumer loans increased 16% from 2005. Commercial and commercial real estate loans of $122.1 billion at December 31, 2006, increased $13.2 billion, or 12%, compared with a year ago. Mortgages held for sale decreased to $33.1 billion at December 31, 2006, from $40.5 billion a year ago.
     Table 9 shows contractual loan maturities and interest rate sensitivities for selected loan categories.
Table 9: Maturities for Selected Loan Categories

(in millions)	December 31, 2006
	Within	After	After	Total
	one	one year	five
	year	through	years
		five years
Selected loan maturities:
Commercial	$21,735	$35,309	$13,360	$70,404
Other real estate mortgage	3,724	11,247	15,141	30,112
Real estate construction	7,114	7,481	1,340	15,935
Foreign	828	4,752	1,086	6,666

Total selected loans	$33,401	$58,789	$30,927	$123,117

Sensitivity of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$12,181	$9,108
Loans at floating/variable interest rates		46,608	21,819

Total selected loans		$58,789	$30,927

Deposits
Year-end deposit balances are shown in Table 10. Comparative detail of average deposit balances is included in Table 3. Average core deposits increased $17.2 billion to $260.0 billion in 2006 from $242.8 billion in 2005, primarily due to an increase in savings certificates. Average core deposits funded 53.5% and 54.5% of average total assets in 2006 and 2005, respectively. Total average interest-bearing deposits increased to $223.8 billion in 2006 from $194.6 billion in 2005, largely due to organic growth. Total average noninterest-bearing deposits rose to $89.1 billion in 2006 from $87.2 billion in 2005. Savings certificates increased on average to $32.4 billion in 2006 from $22.6 billion in 2005.
Table 10: Deposits

(in millions)	December 31		,	%
	2006	2005		Change
Noninterest-bearing	$89,119	$87,712		2%
Interest-bearing checking	3,540	3,324		6
Market rate and other savings	140,283	134,811		4
Savings certificates	37,282	27,494		36

Core deposits	270,224	253,341		7
Other time deposits	13,819	46,488		(70)
Deposits in foreign offices	26,200	14,621		79

Total deposits	$310,243	$314,450		(1)

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements,Variable Interest Entities, Guarantees and Other Commitments
We consolidate our majority-owned subsidiaries and variable interest entities in which we are the primary beneficiary. Generally, we use the equity method of accounting if we own at least 20% of an entity and we carry the investment at cost if we own less than 20% of an entity. See Note 1 (Summary of Significant Accounting Policies) to Financial Statements for our consolidation policy.
     In the ordinary course of business, we engage in financial transactions that are not recorded in the balance sheet, or may be recorded in the balance sheet in amounts that are different than the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources or (4) optimize capital, and are accounted for in accordance with
U.S. generally accepted accounting principles (GAAP).
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
     At December 31, 2006, securitization arrangements sponsored by the Company consisted of $168 billion in securitized loan receivables, including $109 billion of home mortgage loans. At December 31, 2006, the retained servicing rights and other interests held related to these securitizations were $1,632 million, consisting of $1,223 million in servicing assets, $358 million in other interests held and $51 million in securities. Related to our securitizations, we have committed to provide up to $33 million in credit enhancements.
     We also hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize corporate debt that had approximately $2.9 billion in total assets at December 31, 2006. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $980 million at December 31, 2006, predominantly representing investments in entities formed to invest in affordable housing. However, we expect to recover our investment over time primarily through realization of federal low-income housing tax credits.
     For more information on securitizations, including sales proceeds and cash flows from securitizations, see Note 20 (Securitizations and Variable Interest Entities) to Financial Statements.
     Home Mortgage, in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Bank, N.A. through an established line of credit and are subject to specified underwriting criteria. At December 31, 2006, the total assets of these mortgage origination joint ventures were approximately $90 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2006, these liquidity commitments totaled $383 million.
     We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers title, escrow, appraisal and other real estate related services. Our merchant services joint venture includes credit card processing and related activities. At December 31, 2006, total assets of our real estate lending and merchant services joint ventures were approximately $835 million.
     In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2006, the amount of additional consideration we expected to pay was not significant to our financial statements.
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
     In our venture capital and capital markets businesses, we commit to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund these commitments generally depends on the related investment cycle, the period over which privately-held companies are funded by investors and ultimately sold or taken public. This cycle can vary based on market conditions and the industry in which the companies operate. We expect that many of these investments will become public, or otherwise become liquid, before the balance of unfunded equity commitments is used. At December 31, 2006, these commitments were approximately $705 million. Our other investment commitments, principally related to affordable housing, civic and other community development initiatives, were approximately $400 million at December 31, 2006.
     In the ordinary course of business, we enter into indemnification agreements, including underwriting agreements relating to our securities, securities lending, acquisition agreements, and various other business transactions or arrangements. For more information, see Note 24 (Guarantees) to Financial Statements.
Contractual Obligations
In addition to the contractual commitments and arrangements described above, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.
     Table 11 summarizes these contractual obligations at December 31, 2006, except obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 11 (Short-Term Borrowings) and Note 15 (Employee Benefits and Other Expenses) to Financial Statements. The table also excludes other commitments more fully described under “Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments.”
     We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this Report and Note 26 (Derivatives) to Financial Statements for more information.
Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2006, 2005 and 2004.

Table 11: Contractual Obligations

(in millions)	Note(s) to	Less than	1-3	3-5	More than	Indeterminate	Total
	Financial Statements	1 year	years	years	5 years	maturity (1)
Contractual payments by period:
Deposits	10	$71,254	$4,753	$1,125	$256	$232,855	$310,243
Long-term debt (2)	7, 12	14,741	18,640	23,941	29,823	—	87,145
Operating leases	7	567	870	574	1,135	—	3,146
Purchase obligations (3)		326	589	10	2	—	927

Total contractual obligations		$86,888	$24,852	$25,650	$31,216	$232,855	$401,461

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.
(2)	Includes capital leases of $12 million.
(3)	Represents agreements to purchase goods or services.
Risk Management

Credit Risk Management Process
Our credit risk management process provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, judgmental or statistical credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs and a continual loan review and audit process. In addition, regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes.
     Managing credit risk is a company-wide process. We have credit policies for all banking and nonbanking operations incurring credit risk with customers or counterparties that provide a prudent approach to credit risk management. We use detailed tracking and analysis to measure credit performance and exception rates and we routinely review and modify credit policies as appropriate. We have corporate data integrity standards to ensure accurate and complete credit performance reporting for the consolidated company. We strive to identify problem loans early and have dedicated, specialized collection and work-out units.
     The Chief Credit Officer, who reports directly to the Chief Executive Officer, provides company-wide credit oversight. Each business unit with direct credit risks has a credit officer and has the primary responsibility for managing its own credit risk. The Chief Credit Officer delegates authority, limits and other requirements to the business units. These delegations are routinely reviewed and amended if there are significant changes in personnel, credit performance or business requirements. The Chief Credit Officer is a member of the Company’s Management Committee. The Chief Credit Officer provides a quarterly credit review to the Credit Committee of the Board of Directors and meets with them periodically.

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
     Our primary business focus on middle-market commercial and residential real estate, auto and small consumer lending, results in portfolio diversification. We assess loan portfolios for geographic, industry or other concentrations and use mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations, as we deem appropriate.
     In our commercial loan, commercial real estate loan and lease financing portfolios, larger or more complex loans are individually underwritten and judgmentally risk rated. They are periodically monitored and prompt corrective actions are taken on deteriorating loans. Smaller, more homogeneous commercial small business loans are approved and monitored using statistical techniques.
     Retail loans are typically underwritten with statistical decision-making tools and are managed throughout their life cycle on a portfolio basis. The Chief Credit Officer establishes corporate standards for model development and validation to ensure sound credit decisions and regulatory compliance and approves new model implementation and periodic validation.
     Residential real estate mortgages are one of our core products. We offer a broad spectrum of first mortgage and junior lien loans that we consider predominantly prime or near prime. These loans are almost entirely secured by a primary residence for the purpose of purchase money, refinance, debt consolidation, or home equity loans. We do not believe negative amortization or option ARMs benefit our customers and have not made or purchased these loan products.
     We originate mortgage loans through a variety of sources, including our retail sales force, licensed real estate brokers and correspondent lenders. We apply consistent credit policies, borrower documentation standards, Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) compliant appraisal requirements, and sound underwriting, regardless of application source. We perform quality control reviews for third party originated loans and actively manage or terminate sources that do not meet our credit standards.
     We believe our underwriting process is well controlled and appropriate for the needs of our customers. We offer interest-only products but ensure that the customer qualifies for higher payments after the initial interest-only period. The majority of our reduced documentation loans are initiated based on our determination that the customer is creditworthy without having to supply unnecessary paperwork. Appraisals are ordered and reviewed independently to ensure supportable property values. We obtain mortgage insurance on higher loan-to-value first mortgage loans, and monitor regional economic and real estate trends modifying underwriting standards as needed.
     We continue to be among the highest rated loan servicers for prime and non-prime residential real estate mortgage loans. High quality servicing improves customer service and has been demonstrated to result in lower foreclosures and losses.
     Each business unit completes quarterly asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall loss estimates and the allowance for credit losses is adequate, we conduct periodic stress tests. This includes a portfolio loss simulation model that simulates a range of possible losses for various sub-portfolios assuming various trends in loan quality, stemming from economic conditions or borrower performance.
     We routinely review and evaluate risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits or entire sub-portfolios. We also assess risk for particular industries, geographic locations such as states or Metropolitan Statistical Areas (MSAs) and specific macroeconomic trends.
LOAN PORTFOLIO CONCENTRATIONS
Loan concentrations may exist when there are borrowers engaged in similar activities or types of loans extended to a diverse group of borrowers that could cause those borrowers or portfolios to be similarly impacted by economic or other conditions.
     The concentrations of real estate 1-4 family mortgage loans by state are presented in Table 12. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 11% of total loans at December 31, 2006, compared with 14% at the end of 2005. These loans are mostly within the larger metropolitan areas in California, with no single area consisting of more than 3% of our total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within the credit risk management process.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2006, these loans were approximately 19% of total loans, compared with 26% at the end of 2005. Substantially all of these loans are considered to be prime or near prime. We do not offer option adjustable-rate mortgage products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

Table 12: Real Estate 1-4 Family Mortgage Loans by State

(in millions)	December 31, 2006
	Real estate	Real estate	Total real	% of total
	1-4 family	1-4 family	estate 1-4	loans
	first	junior lien	family
	mortgage	mortgage	mortgage
California	$10,902	$24,994	$35,896	11%
Minnesota	2,698	4,067	6,765	2
Arizona	2,200	3,079	5,279	2
Florida	2,513	2,616	5,129	2
Texas	3,252	1,586	4,838	1
Colorado	2,034	2,749	4,783	1
Washington	1,640	2,576	4,216	1
New York	1,265	1,887	3,152	*
Nevada	1,275	1,539	2,814	*
Illinois	1,371	1,394	2,765	*
Other (1)	24,078	22,439	46,517	15

Total	$53,228	$68,926	$122,154	38%

*	Less than 1%.
(1)	Consists of 40 states; no state had loans in excess of $2,676 million. Includes $4,156 million in Government National Mortgage Association early pool buyouts.
     For purposes of portfolio risk management, we aggregate commercial loans and lease financing according to market segmentation and standard industry codes. Commercial loans and lease financing are presented by industry in Table 13. These groupings contain a diverse mix of customer relationships throughout our target markets. Loan types and product offerings are carefully underwritten and monitored. Credit policies incorporate specific industry risks.
Table 13: Commercial Loans and Lease Financing by Industry

(in millions)	December 31, 2006
	Commercial loans	% of total
	and lease financing	loans
Small business	$9,575	3%
Property investment and services (1)	6,452	2
Agricultural production	5,604	2
Retailers	4,696	1
Financial institutions	3,870	1
Food and beverage	3,414	1
Oil and gas	2,992	*
Industrial equipment	2,883	*
Investment management	2,050	*
Healthcare	2,039	*
Other (2)	32,443	10

Total	$76,018	24%

*	Less than 1%.
(1)	Includes loans to builders, developers and operators, trusts and title companies.
(2)	No other single category had loans in excess of $1,943 million.
     Other real estate mortgages and real estate construction loans that are diversified in terms of both the state where the property is located and by the type of property securing the loans are presented in Table 14. The composition of these portfolios was stable throughout 2006 and the distribution is consistent with our target markets and focus on customer relationships. Approximately 25% of other real estate and construction loans are loans to owner-occupants where more than 50% of the property is used in the conduct of their business. The largest group of loans in any one state is 5% of total loans and the largest group of loans secured by one type of property is 3% of total loans.
Table 14: Commercial Real Estate Loans by State and Property Type

(in millions)	December 31, 2006
	Other real	Real	Total	% of
	estate	estate	commercial	total
	mortgage	construction	real estate	loans
By state:
California	$11,590	$4,495	$16,085	5%
Texas	2,904	1,185	4,089	1
Arizona	1,650	1,134	2,784	*
Colorado	1,604	786	2,390	*
Washington	1,587	720	2,307	*
Minnesota	1,335	595	1,930	*
Oregon	782	446	1,228	*
Florida	264	881	1,145	*
Utah	645	443	1,088	*
Nevada	608	474	1,082	*
Other (1)	7,143	4,776	11,919	4

Total (2)	$30,112	$15,935	$46,047	14%

By property type:
Office buildings	$7,655	$1,237	$8,892	3%
Retail buildings	5,233	1,351	6,584	2
Industrial	4,960	644	5,604	2
Land	90	4,031	4,121	1
1-4 family structures	189	3,716	3,905	1
Apartments	2,577	984	3,561	1
1-4 family land	—	2,382	2,382	*
Agriculture	1,902	29	1,931	*
Hotels/motels	1,443	415	1,858	*
Institutional	876	256	1,132	*
Other	5,187	890	6,077	2

Total (2)	$30,112	$15,935	$46,047	14%

*	Less than 1%.
(1)	Consists of 40 states; no state had loans in excess of $1,002 million.
(2)	Includes owner-occupied real estate and construction loans of $11,661 million.

NONACCRUAL LOANS AND OTHER ASSETS
Table 15 shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or
•	part of the principal balance has been charged off.
     Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.
     Consumer loans, primarily residential real estate and auto, which we believe to have relatively low loss content, represented about 65% of total nonperforming loans. Approximately 40% of the $232 million increase in other foreclosed assets from December 31, 2005, to December 31, 2006, consists of repossessed autos and approximately 60%
is primarily residential real estate loans in foreclosure recorded at net realizable value. Commercial and commercial real estate nonperforming loans, $543 million at December 31, 2006, remained at historically low levels and had minimal land, real estate construction or condo conversion exposure.
     We expect that the amount of nonaccrual loans will change due to portfolio growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs. The performance of any one loan can be affected by external factors, such as economic or market conditions, or factors particular to a borrower, such as actions of a borrower’s management.
     If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $120 million of interest would have been recorded in 2006, compared with payments of $51 million recorded as interest income.
     Substantially all of the foreclosed assets at December 31, 2006, have been in the portfolio one year or less.

Table 15: Nonaccrual Loans and Other Assets

(in millions)	December 31				,
	2006	2005	2004	2003	2002
Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$331	$286	$345	$592	$796
Other real estate mortgage	105	165	229	285	192
Real estate construction	78	31	57	56	93
Lease financing	29	45	68	73	79

Total commercial and commercial real estate	543	527	699	1,006	1,160
Consumer:
Real estate 1-4 family first mortgage	688	471	386	274	230
Real estate 1-4 family junior lien mortgage	212	144	92	87	49
Other revolving credit and installment	180	171	160	88	48

Total consumer	1,080	786	638	449	327
Foreign	43	25	21	3	5

Total nonaccrual loans (1)	1,666	1,338	1,358	1,458	1,492
As a percentage of total loans	0.52%	0.43%	0.47%	0.58%	0.78%
Foreclosed assets:
GNMA loans (2)	322	—	—	—	—
Other	423	191	212	198	195
Real estate and other nonaccrual investments (3)	5	2	2	6	4

Total nonaccrual loans and other assets	$2,416	$1,531	$1,572	$1,662	$1,691

As a percentage of total loans	0.76%	0.49%	0.55%	0.66%	0.88%

(1)	Includes impaired loans of $230 million, $190 million, $309 million, $629 million and $612 million at December 31, 2006, 2005, 2004, 2003 and 2002, respectively. (See Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements for further discussion of impaired loans.)
(2)	As a result of a change in regulatory reporting requirements effective January 1, 2006, foreclosed real estate securing GNMA loans has been classified as nonperforming.
These assets are fully collectible because the corresponding GNMA loans are insured by the FHA or guaranteed by the Department of Veterans Affairs.
(3)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual.
     The total of loans 90 days or more past due and still accruing was $5,073 million, $3,606 million, $2,578 million, $2,337 million and $672 million at December 31, 2006, 2005, 2004, 2003 and 2002, respectively. At December 31, 2006, 2005, 2004 and 2003, the total included $3,913 million, $2,923 million, $1,820 million and $1,641 million, respectively, in advances pursuant to our servicing agreements to GNMA mortgage pools whose repayments are insured by the FHA or guaranteed by the Department of Veterans Affairs. Before clarifying guidance issued in 2003 as to classification as loans, GNMA advances were included in other assets. Table 16 provides detail by loan category excluding GNMA advances.

Table 16:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA Advances)

(in millions)	December 31					,
	2006	2005	2004	2003	2002
Commercial and commercial real estate:
Commercial	$15	$18	$26	$87	$92
Other real estate mortgage	3	13	6	9	7
Real estate construction	3	9	6	6	11

Total commercial and commercial real estate	21	40	38	102	110
Consumer:
Real estate 1-4 family first mortgage	154	103	148	117	104
Real estate 1-4 family junior lien mortgage	63	50	40	29	18
Credit card	262	159	150	134	130
Other revolving credit and installment	616	290	306	271	282

Total consumer	1,095	602	644	551	534
Foreign	44	41	76	43	28

Total	$1,160	$683	$758	$696	$672

     Loans 90 days or more past due and still accruing for other revolving credit and installment loans, which includes auto loans, increased $326 million from $290 million in 2005 to $616 million in 2006, with approximately $235 million due to the auto portfolio.
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
     At December 31, 2006, the allowance for loan losses was $3.76 billion, or 1.18% of total loans, compared with $3.87 billion, or 1.25%, at December 31, 2005. The allowance for credit losses was $3.96 billion, or 1.24% of total loans, at December 31, 2006, and $4.06 billion, or 1.31%, at December 31, 2005. These ratios fluctuate from period to period and the decrease in the ratios of the allowance for loan losses and the allowance for credit losses to total loans in 2006 was primarily due to a continued shift toward a higher percentage of consumer loans in our portfolio, including auto and other consumer loans and some small business loans, which have shorter loss emergence periods, as well as home mortgage loans, which tend to have lower credit loss rates that emerge over a longer time frame compared with other consumer products. We have historically experienced the lowest credit losses on our residential real estate secured consumer loan portfolio. The reserve for unfunded credit commitments was $200 million at December 31, 2006, and $186 million at December 31, 2005.
     The ratio of the allowance for credit losses to total nonaccrual loans was 238% and 303% at December 31, 2006 and 2005, respectively. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2006. Nonaccrual loans are generally written down to fair value less cost to sell at the time they are placed on nonaccrual and accounted for on a cost recovery basis.
     The provision for credit losses totaled $2.20 billion in 2006, $2.38 billion in 2005 and $1.72 billion in 2004. In 2005, the provision included $100 million in excess of net charge-offs, which was our estimate of probable credit losses related to Hurricane Katrina. Since that time, we identified and recorded approximately $50 million of Katrina-related losses. Because we do not anticipate any further credit losses attributable to Katrina, we released the remaining $50 million balance in 2006.

     Net charge-offs in 2006 were 0.73% of average total loans, compared with 0.77% in 2005 and 0.62% in 2004. Credit losses for auto loans increased $160 million in 2006 partially due to growth and seasoning, but largely due to collection capacity constraints and restrictive payment extension practices that occurred when Wells Fargo Financial integrated its prime and non-prime auto loan businesses during 2006. Net charge-offs in 2005 included the additional credit losses from the change in bankruptcy laws and conforming Wells Fargo Financial’s charge-off practices to FFIEC guidelines. A portion of these bankruptcy charge-offs represent an acceleration of charge-offs that would have likely occurred in 2006. The increase in consumer bankruptcies in 2005 primarily impacted our credit card, unsecured consumer loans and lines, auto and small business portfolios.
     Table 17 presents the allocation of the allowance for credit losses by type of loans. The decrease of $93 million in the allowance for credit losses from year-end 2005 to year-end 2006 was primarily due to the release of remaining Katrina reserves of $50 million previously discussed. Changes in the allowance reflect changes in statistically derived loss estimates, historical loss experience, current trends in borrower risk and/or general economic activity on portfolio performance, and management’s estimate for imprecision and uncertainty. At December 31, 2006, the entire allowance was assigned to individual portfolio types to better reflect our view of risk in these portfolios. The allowance for credit losses includes a combination of baseline loss estimates and a range of imprecision or uncertainty specific to each portfolio segment previously categorized as unallocated.

Table 17: Allocation of the Allowance for Credit Losses

(in millions)	December 31									,
	2006		2005		2004		2003		2002
	Loans		Loans		Loans		Loans		Loans
	as %		as %		as %		as %		as %
	of total		of total		of total		of total		of total
	loans		loans		loans		loans		loans
Commercial and commercial real estate:
Commercial	$1,051	22%	$926	20%	$940	19%	$917	19%	$865	24%
Other real estate mortgage	225	9	253	9	298	11	444	11	307	13
Real estate construction	109	5	115	4	46	3	63	3	53	4
Lease financing	40	2	51	2	30	2	40	2	75	2

Total commercial and commercial real estate	1,425	38	1,345	35	1,314	35	1,464	35	1,300	43
Consumer:
Real estate 1-4 family first mortgage	186	17	229	25	150	31	176	33	104	23
Real estate 1-4 family junior lien mortgage	168	21	118	19	104	18	92	15	62	15
Credit card	606	5	508	4	466	4	443	3	386	4
Other revolving credit and installment	1,434	17	1,060	15	889	11	802	13	597	14

Total consumer	2,394	60	1,915	63	1,609	64	1,513	64	1,149	56
Foreign	145	2	149	2	139	1	95	1	86	1

Total allocated	3,964	100%	3,409	100%	3,062	100%	3,072	100%	2,535	100%

Unallocated component of allowance (1)	—		648		888		819		1,284

Total	$3,964		$4,057		$3,950		$3,891		$3,819

(1)	At December 31, 2006, we changed our estimate of the allocation of the allowance for credit losses. At December 31, 2006, the portion of the allowance assigned to individual portfolio types includes an amount for imprecision or uncertainty to better reflect our view of risk in these portfolios. In prior years, this portion of the allowance was associated with the portfolio as a whole, rather than with an individual portfolio type and was categorized as unallocated.

     We consider the allowance for credit losses of $3.96 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2006. Given that the majority of our loan portfolio is consumer loans, for which losses tend to emerge within a relatively short, predictable timeframe, and that a significant portion of the allowance for credit losses relates to estimated credit losses associated with consumer loans, management believes that the provision for credit losses for consumer loans, absent any significant credit event, will closely track the level of related net charge-offs. The process for determining the adequacy of the allowance for credit losses is critical to our financial results. It requires difficult, subjective and complex judgments, as a result of the need to make estimates about the effect of matters that are uncertain. (See “Financial Review — Critical Accounting Policies — Allowance for Credit Losses.”) Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable credit losses in relation to the amount reserved. We may need to significantly adjust the allowance for credit losses, considering current factors at the time, including economic or market conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for credit losses is discussed in “Financial Review — Critical Accounting Policies — Allowance for Credit Losses” and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.

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
     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2006, our most recent simulation indicated estimated earnings at risk of less than 1% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate declines 275 basis points to 2.50% and the 10-year Constant Maturity Treasury bond yield declines 100 basis points to 3.75%, or a scenario in which the federal funds rate rises 175 basis points to 7.00% and the Constant Maturity Treasury bond yield rises 250 basis points to 7.25%, over the same 12-month period. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our MSRs hedging strategies. See “Mortgage Banking Interest Rate Risk” below.
     We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair values of these derivatives as of December 31, 2006 and 2005, are presented in Note 26 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three ways:
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
MORTGAGE BANKING INTEREST RATE RISK
We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. We reduce unwanted credit and liquidity risks by selling or securitizing virtually all of the long-term fixed-rate mortgage loans we originate and most of the ARMs we originate. From time to time, we hold originated ARMs in our loan portfolio as an investment for our growing base of core deposits. We determine whether the loans will be held for investment or held for sale at the time of origination. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs as part of our corporate asset/liability management.
     While credit and liquidity risks have historically been relatively low for mortgage banking activities, interest rate risk can be substantial. Changes in interest rates may potentially impact total origination and servicing fees, the value of our residential MSRs measured at fair value and the associated income and loss reflected in mortgage banking noninterest income, the income and expense associated with instruments (economic hedges) used to hedge changes in the fair value of MSRs, and the value of derivative loan commitments extended to mortgage applicants.
     Interest rates impact the amount and timing of origination and servicing fees because consumer demand for new mortgages and the level of refinancing activity are sensitive to changes in mortgage interest rates. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and may also lead to an increase in servicing fee income, depending on the level of new loans added to the servicing portfolio and prepayments. Given the time it takes for consumer behavior to fully react to interest rate changes, as well as the time required for processing a new application, providing the commitment, and securitizing and selling the loan, interest rate changes will impact origination and servicing fees with a lag. The amount and timing of the impact on origination and servicing fees will depend on the magnitude, speed and duration of the change in interest rates.
     Under FAS 156, which we adopted January 1, 2006, we have elected to use the fair value measurement method to initially measure and carry our residential MSRs, which represent substantially all of our MSRs. Under this method, the initial measurement of fair value of MSRs at the time we sell or securitize mortgage loans is recorded as a component of net gains on mortgage loan origination/sales activities. The carrying value of MSRs reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs. While the valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable, changes in interest rates influence a variety of assumptions included in the periodic valuation of MSRs. Assumptions affected include prepayment speed, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements impacted by interest rates.
     A decline in interest rates increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income (net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs). We may choose to not fully hedge all of the potential decline in the value of our MSRs resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” In a rising rate period, when the MSRs may not be fully hedged with free-standing derivatives, the change in the fair value of the MSRs that can be recaptured into income will typically—although not always—exceed the losses on any free-standing derivatives hedging the MSRs. In 2006, the decrease in the fair value of our MSRs and losses on free-standing derivatives used to hedge the MSRs totaled $154 million.
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
business could be protected from adverse changes in interest rates over a period of time on a cumulative basis but still display large variations in income from one accounting period to the next.
•	The degree to which the “natural business hedge” offsets changes in MSRs valuations is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.
•	Origination volumes, the valuation of MSRs and hedging results and associated costs are also impacted by many factors. Such factors include the mix of new business between ARMs and fixed-rated mortgages, the relationship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.
•	While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARMs production held for sale from changes in mortgage interest rates may or may not be fully offset by Treasury and LIBOR index-based financial instruments used as economic hedges for such ARMs.
     The total carrying value of our residential and commercial MSRs was $18.0 billion at December 31, 2006, and $12.5 billion, net of a valuation allowance of $1.2 billion, at December 31, 2005. The weighted-average note rate on the owned servicing portfolio was 5.92% at December 31, 2006, and 5.72% at December 31, 2005. Our total MSRs were 1.41% of mortgage loans serviced for others at December 31, 2006, compared with 1.44% at December 31, 2005.
     As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. Under FAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended), these derivative loan commitments are recognized at fair value in the balance sheet with changes in their fair values recorded as part of mortgage banking noninterest income. Consistent with SEC Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments, we record no value for the loan commitment at inception. Subsequent to inception, we recognize the fair value of the derivative loan commitment based on estimated changes in the fair value of the underlying loan that would result from the exercise of that commitment and on changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of that loan is affected primarily by changes in interest rates and the passage of time. The value of the MSRs is recognized only after the servicing asset has been contractually separated from the underlying loan by sale or securitization.
     Outstanding derivative loan commitments expose us to the risk that the price of the loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize Treasury futures, forwards and options, Eurodollar futures and forward contracts as economic hedges against the potential decreases in the values of the loans that could result from the exercise of the loan commitments. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments.
MARKET RISK — TRADING ACTIVITIES
From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives—transacted with customers or used to hedge capital market transactions with customers—are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2006 and 2005, are included in Note 26 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading business are monitored by Corporate ALCO.
     The standardized approach for monitoring and reporting market risk for the trading activities is the value-at-risk (VAR) metrics complemented with factor analysis and stress testing. VAR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VAR at 99% confidence interval based on actual changes in rates and prices over the past 250 days. The analysis captures all financial instruments that are considered trading positions. The average one-day VAR throughout 2006 was $15 million, with a lower bound of $10 million and an upper bound of $35 million.
MARKET RISK — EQUITY MARKETS
We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors (the Board). The
Board reviews business developments, key risks and historical returns for the private equity investments at least annually. Management reviews these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Private equity investments totaled $1.67 billion at December 31, 2006, and $1.54 billion at December 31, 2005.
     We also have marketable equity securities in the available for sale investment portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and other-than-temporary impairment may be periodically recorded when identified. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as: the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength, and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. The fair value of marketable equity securities was $796 million and cost was $592 million at December 31, 2006, and $900 million and $558 million, respectively, at December 31, 2005.
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
     Debt securities in the securities available for sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5.2 years at December 31, 2006. Of the $41.1 billion (cost basis) of debt securities in this portfolio at December 31, 2006, $5.0 billion, or 12%, is expected to mature or be prepaid in 2007 and an additional $7.3 billion, or 18%, in 2008. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations. In 2006, we sold mortgage loans of $271 billion, including home mortgage loans and commercial mortgage loans of $51 billion that we securitized. The amount of mortgage loans, home equity loans and other consumer loans available to be sold or securitized was approximately $160 billion at December 31, 2006.
     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits and stockholders’ equity funded 62.4% and 63.2% of average total assets in 2006 and 2005, respectively.
     The remaining assets were funded by long-term debt (including trust preferred securities), deposits in foreign offices, and short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings). Short-term borrowings averaged $21.5 billion in 2006 and $24.1 billion in 2005. Long-term debt averaged $84.0 billion in 2006 and $79.1 billion in 2005.
     We anticipate making capital expenditures of approximately $1.2 billion in 2007 for our stores, relocation and remodeling of Company facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including cash flows from operations and borrowings.
     Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding by issuing registered debt, private placements and asset-backed secured funding. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants. In September 2003, Moody’s Investors Service rated Wells Fargo Bank, N.A. as “Aaa,” its highest investment grade, and rated the Company’s senior debt rating as “Aa1.” In July 2005, Dominion Bond Rating Service raised the Company’s senior debt rating to “AA” from “AA(low).” In February 2007, Standard & Poor’s Ratings Services raised Wells Fargo Bank, N.A.’s credit rating to “AAA” from “AA+,” and raised the Company’s senior debt rating to “AA+” from “AA.” Our bank is now the only U.S. bank to have the highest possible credit rating from both Moody’s and S&P.
     Table 18 provides the credit ratings of the Company and Wells Fargo Bank, N.A. as of December 31, 2006.
PARENT. Under SEC rules effective December 1, 2005, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a
Table 18: Credit Ratings

	Wells Fargo & Company			Wells Fargo Bank, N.A.
	Senior	Subordinated	Commercial	Long-term	Short-term
	debt	debt	paper	deposits	borrowings
Moody’s	Aa1	Aa2	P-1	Aaa	P-1
Standard & Poor’s (1)	AA+	AA	A-1+	AAA	A-1+
Fitch, Inc.	AA	AA-	F1+	AA+	F1+
Dominion Bond Rating Service	AA	AA(low)	R-1(middle)	AA(high)	R-1(high)

(1)	Reflects February 2007 upgrade of credit ratings.
limit on issuance capacity. “Well-known seasoned issuers” generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. However, the Parent’s ability to issue debt and other securities under a registration statement filed with the SEC under these new rules is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $25 billion in outstanding short-term debt and $95 billion in outstanding long-term debt, subject to a total outstanding debt limit of $110 billion. In June 2006, the Parent’s registration statement with the SEC for issuance of senior and subordinated notes, preferred stock and other securities became effective. During 2006, the Parent issued a total of $12.1 billion of registered senior notes, including $3.7 billion (denominated in euros) sold primarily in Europe and $2.3 billion (denominated in pounds sterling) sold primarily in the United Kingdom. The Parent also issued $751 million in junior subordinated debt (trust preferred securities). Also, in 2006, the Parent issued $534 million in private placements (denominated in Australian dollars) under the Parent’s Australian debt issuance program. We used the proceeds from securities issued in 2006 for general corporate purposes and expect that the proceeds in the future will also be used for general corporate purposes. In January 2007, the Parent issued a total of $3.7 billion in senior notes, including approximately $1.5 billion denominated in pounds sterling. The Parent also issues commercial paper from time to time, subject to its short-term debt limit.
WELLS FARGO BANK, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $20 billion in outstanding short-term debt and $40 billion in outstanding long-term debt. In March 2003, Wells Fargo Bank, N.A. established a $50 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $20 billion in outstanding short-term senior notes and $30 billion in long-term senior notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2006, Wells Fargo Bank, N.A. issued $3.2 billion in long-term senior and subordinated notes, which included long-term senior notes under the bank note program.

WELLS FARGO FINANCIAL. In January 2006, Wells Fargo Financial Canada Corporation (WFFCC), a wholly-owned Canadian subsidiary of Wells Fargo Financial, Inc. (WFFI), qualified for distribution with the provincial securities exchanges in Canada $7.0 billion (Canadian) of issuance authority. During 2006, WFFCC issued $1.6 billion (Canadian) in senior notes. At December 31, 2006, the remaining issuance capacity for WFFCC was $5.4 billion (Canadian). WFFI also issued $450 million (U.S.) in private placements in 2006.

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
     From time to time the Board authorizes the Company to repurchase shares of our common stock. Although we announce when the Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
     Historically, our policy has been to repurchase shares under the “safe harbor” conditions of Rule 10b-18 of the Exchange Act including a limitation on the daily volume of repurchases. Rule 10b-18 imposes an additional daily volume limitation on share repurchases during a pending merger or acquisition in which shares of our stock will constitute some or all of the consideration. Our management may determine that during a pending stock merger or acquisition when the safe harbor would otherwise be available, it is in our best interest to repurchase shares in excess of this additional daily volume limitation. In such cases, we intend to repurchase shares in compliance with the other conditions of the safe harbor, including the standing daily volume limitation that applies whether or not there is a pending stock merger or acquisition.
     In 2005, the Board authorized the repurchase of up to 150 million additional shares of our outstanding common stock. In June 2006, the Board authorized the repurchase of up to 50 million additional shares of our outstanding common stock. During 2006, we repurchased 59 million shares of our common stock. At December 31, 2006, the total remaining common stock repurchase authority was 62 million shares.
     On June 27, 2006, the Board declared a two-for-one stock split in the form of a 100% stock dividend on our common stock which was distributed August 11, 2006, to stockholders of record at the close of business August 4, 2006. We distributed one share of common stock for each share of common stock issued and outstanding or held in the treasury of the Company. Also, in June 2006, the Board declared an increase in the quarterly common stock dividend to 56 cents per share, up 4 cents, or 8%. The cash dividend was on a pre-split basis and was payable September 1, 2006, to stockholders of record at the close of business August 4, 2006.
     Our potential sources of capital include retained earnings and issuances of common and preferred stock. In 2006, retained earnings increased $4.7 billion, predominantly as a result of net income of $8.5 billion less dividends of $3.6 billion. In 2006, we issued $2.1 billion of common stock (including shares issued for our ESOP plan) under various employee benefit and director plans and under our dividend reinvestment and direct stock purchase programs.
     The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2006, the Company and each of our covered subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2005 with 2004

Net income in 2005 increased 9% to a record $7.67 billion from $7.01 billion in 2004. Diluted earnings per common share increased 10% to a record $2.25 in 2005 from $2.05 in 2004. Our earnings growth in 2005 from 2004 was broad based, with nearly every consumer and commercial business line achieving double-digit profit growth, including regional banking, wealth management, corporate trust, business direct, asset-based lending, student lending, consumer credit, commercial real estate and international trade services. Both net interest income and noninterest income for 2005 grew solidly from 2004 and virtually all of our fee-based products had double-digit revenue growth. We took significant actions to reposition our balance sheet in 2005 designed to improve yields on earning assets, including the sale of $48 billion of our lowest-yielding ARMs, resulting in $119 million of sales-related losses, and the sale of $17 billion of debt securities, including low-yielding fixed-income securities, resulting in $120 million of losses.

     Our growth in earnings per share in 2005 compared with 2004 was driven by revenue growth, operating leverage (revenue growth in excess of expense growth) and credit quality, which remained solid despite the following credit-related events:
•	$171 million of net charge-offs from incremental consumer bankruptcy filings nationwide due to a change in bankruptcy law in October 2005;
•	$163 million first quarter 2005 initial implementation of conforming to more stringent FFIEC charge-off rules at Wells Fargo Financial; and
•	$100 million provision for credit losses for our assessment of the effect of Hurricane Katrina.
     Results for 2004 included incremental investments in new stores, sales-focused team members and technology, as well as $217 million of charitable contribution expense for the Wells Fargo Foundation. We also took significant actions to reposition our balance sheet in 2004 designed to improve earning asset yields and to reduce long-term debt costs. The extinguishment of high interest rate debt reduced earnings by $174 million for 2004.
     Return on average total assets was 1.72% and return on average stockholders’ equity was 19.59% in 2005, and 1.71% and 19.57%, respectively, in 2004.
     Net interest income on a taxable-equivalent basis was $18.6 billion in 2005, compared with $17.3 billion in 2004, reflecting solid loan growth (excluding ARMs) and a relatively flat net interest margin. Average earning assets grew 8% from 2004, or 15% excluding 1-4 family first mortgages (the loan category impacted by our ARMs sales). Our net interest margin was 4.86% for 2005, compared with 4.89% in 2004. Given the prospect of higher short-term interest rates and a flatter yield curve, beginning in second quarter 2004, as part of our asset/liability management strategy, we sold the lowest-yielding ARMs on our balance sheet, replacing some of these loans with higher-yielding ARMs. At the end of 2005, new ARMs being held for investment within real estate 1-4 family mortgage loans had yields more than 1% higher than the average yield on the ARMs sold since second quarter 2004.
     Noninterest income increased 12% to $14.4 billion in 2005 from $12.9 billion in 2004. Double-digit growth in noninterest income was driven by growth across our businesses in 2005, with particular strength in trust, investment and IRA fees, card fees, loan fees, mortgage banking income and gains on equity investments.
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
     Revenue, the sum of net interest income and noninterest income, increased 10% to a record $32.9 billion in 2005 from $30.1 billion in 2004 despite balance sheet repositioning actions, including losses from the sales of low-yielding ARMs and debt securities. Home Mortgage revenue increased $455 million, or 10%, to $4.9 billion in 2005 from $4.4 billion in 2004. Operating leverage improved during 2005 with revenue growing 10% and noninterest expense up only 8%.
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
     During 2005, net charge-offs were $2.28 billion, or 0.77% of average total loans, compared with $1.67 billion, or 0.62%, during 2004. Credit losses for 2005 included $171 million of incremental fourth quarter bankruptcy losses and increased losses of $163 million for first quarter 2005 initial implementation of conforming Wells Fargo Financial’s charge-off practices to more stringent FFIEC guidelines. The provision for credit losses was $2.38 billion in 2005, up $666 million from $1.72 billion in 2004. The 2005 provision for credit losses also included $100 million for estimated credit losses related to Hurricane Katrina. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $4.06 billion, or 1.31% of total loans, at December 31, 2005, compared with $3.95 billion, or 1.37%, at December 31, 2004.
     At December 31, 2005, total nonaccrual loans were $1.34 billion, or 0.43% of total loans, down from $1.36 billion, or 0.47%, at December 31, 2004. Foreclosed assets were $191 million at December 31, 2005, compared with $212 million at December 31, 2004.

Risk Factors

An investment in the Company has risk. We discuss below and elsewhere in this Report and in other documents we file with the SEC various risk factors that could cause our financial results and condition to vary significantly from period to period. We refer you to the Financial Review section and Financial Statements and related Notes in this Report for more information about credit, interest rate and market risks and to the “Regulation and Supervision” section of our 2006 Form 10-K for more information about legislative and regulatory risks. Any factor described below or elsewhere in this Report or in our 2006 Form 10-K could, by itself or together with one or more other factors, have a material adverse effect on our financial results and condition and on the value of an investment in Wells Fargo. Refer to our quarterly reports on Form 10-Q that we will file with the SEC in 2007 for material changes to the discussion of risk factors.
     In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that one or more of the factors discussed below, in the Financial Review section of this Report, in the Financial Statements and related Notes included in this Report, in the 2006 Form 10-K, or in other documents we file with the SEC from time to time could cause us to fall short of expectations for our future financial and business performance that we may express in forward-looking statements. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “will,” “may,” “can” and similar expressions. Do not unduly rely on forward-looking statements, as actual results may differ significantly from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.
     In this Report we make forward-looking statements about:
•	management’s belief that the provision for credit losses for consumer loans, absent a significant credit event, will closely track the level of related net charge-offs;
•	the expected reduction of our net interest expense by approximately $320 million over the next twenty years from the extinguishment of trust preferred securities;
•	our expectation that we will open 100 regional banking stores in 2007;
•	our belief regarding the loss content of our residential real estate loans and auto loans;
•	the adequacy of our allowance for credit losses;
•	our anticipation that we will not incur additional credit losses attributable to Hurricane Katrina;
•	the expected impact of changes in interest rates on loan demand, credit losses, mortgage origination volume, the value of MSRs, and other items that may affect earnings;
•	the expected time periods over which unrecognized compensation expense relating to stock options and restricted share rights will be recognized;
•	the expected timing and impact of the adoption of new accounting standards and policies;
•	future credit losses and nonperforming assets, including changes in the amount of nonaccrual loans due to portfolio growth, portfolio seasoning, and other factors;
•	the extent to which changes in the fair value of derivative financial instruments will offset changes in the fair value of derivative loan commitments;
•	future short-term and long-term interest rate levels and their impact on net interest margin, net income, liquidity and capital;
•	anticipated capital expenditures in 2007;
•	expectations for unfunded credit and equity investment commitments;
•	the expected impact of pending and threatened legal actions on our results of operations and stockholders’ equity;
•	the anticipated use of proceeds from the issuance of securities;
•	how and when we intend to repurchase shares of our common stock;
•	the amount and timing of future contributions to the Cash Balance Plan;
•	the recovery of our investment in variable interest entities;
•	future reclassification to earnings of deferred net gains on derivatives; and
•	the amount of additional consideration payable in connection with certain acquisitions.
OUR ABILITY TO GROW REVENUE AND EARNINGS WILL SUFFER IF WE ARE UNABLE TO CROSS-SELL MORE PRODUCTS TO CUSTOMERS.
Selling more products to our customers — or “cross-selling” — is the foundation of our business model and key to our ability to grow revenue and earnings. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can put pressure on us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Increasing our cross-sell ratio — or the average number of products sold to existing customers — may become more challenging, and we might not attain our goal of selling an average of eight products to each customer.
AN ECONOMIC SLOWDOWN COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES AND LEAD TO LOWER REVENUE AND LOWER EARNINGS.
We earn revenue from interest and fees we charge on the loans and other products and services we sell. When the economy slows, the demand for those products and services can fall, reducing our interest and fee income and our earnings. An economic downturn can also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses. Several factors could cause the economy to slow down or even recede, including higher energy costs, higher interest rates, reduced consumer or corporate spending, a slowdown in housing, natural disasters, terrorist activities, military conflicts, and the normal cyclical nature of the economy.

CHANGES IN STOCK MARKET PRICES COULD REDUCE FEE INCOME FROM OUR BROKERAGE AND ASSET MANAGEMENT BUSINESSES. We earn fee income from managing assets for others and providing brokerage services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business.
     For more information, refer to “Risk Management — Asset/ Liability and Market Risk Management — Market Risk — Equity Markets” in the Financial Review section of this Report.
CHANGES IN INTEREST RATES COULD REDUCE OUR NET INTEREST INCOME AND EARNINGS. Our net interest income is the interest we earn on loans, debt securities and other assets we hold minus the interest we pay on our deposits, long-term and short-term debt and other liabilities. Net interest income reflects both our net interest margin — the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding — and the amount of earning assets we hold. As a result, changes in either our net interest margin or the amount of earning assets we hold could affect our net interest income and our earnings.
     Changes in interest rates — up or down — could adversely affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up.
     Changes in the slope of the “yield curve” — or the spread between short-term and long-term interest rates — could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.
     We assess our interest rate risk by estimating the effect on our earnings under various scenarios that differ based on assumptions about the direction, magnitude and speed of interest rate changes and the slope of the yield curve. We hedge some of that interest rate risk with interest rate derivatives. We also rely on the “natural hedge” that our loan originations and servicing rights can provide.
     We do not hedge all of our interest rate risk. There is always the risk that changes in interest rates could reduce our net interest income and our earnings in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may incur significant losses on debt securities we hold as investments. To reduce our interest rate risk, we may rebalance our investment and loan portfolios, refinance our debt and take other strategic actions. We may incur losses or expenses when we take such actions.
     For more information, refer to “Risk Management —Asset/Liability and Market Risk Management — Interest Rate Risk” in the Financial Review section of this Report.
CHANGES IN INTEREST RATES COULD ALSO REDUCE THE VALUE OF OUR MORTGAGE SERVICING RIGHTS AND EARNINGS. We have a sizeable portfolio of mortgage servicing rights. A mortgage servicing right (MSR) is the right to service a mortgage loan — collect principal, interest, escrow amounts, etc. — for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We also acquire MSRs under co-issuer agreements that provide for us to service loans that are originated and securitized by third-party correspondents. Effective January 1, 2006, upon adoption of FAS 156, we elected to initially measure and carry our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers.
     Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs.
     For more information, refer to “Critical Accounting Policies” and “Risk Management — Asset/Liability and Market Risk Management — Mortgage Banking Interest Rate Risk” in the Financial Review section of this Report.
HIGHER CREDIT LOSSES COULD REQUIRE US TO INCREASE OUR ALLOWANCE FOR CREDIT LOSSES THROUGH A CHARGE TO EARNINGS. When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans.
     We might underestimate the credit losses inherent in our loan portfolio and have credit losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable rate loans could see their payments increase. In the absence of offsetting factors such as increased economic activity and higher wages, this could reduce their ability to repay their loans, resulting in our increasing the allowance. We might also increase the allowance because of unexpected events, as we did in third quarter 2005 for Hurricane Katrina.
     The auto loan portfolio posted losses at elevated levels in the third and fourth quarters of 2006 partially due to growth and seasoning, but largely due to collection capacity constraints and restrictive payment extension practices during Wells Fargo Financial’s integration of the prime and non-prime auto loan businesses. We continued to hire and train new collectors and contract with external collections vendors to increase capacity. We also adjusted account acquisition strategies to reduce new loan volumes, particularly in higher-risk tiers. We anticipate these actions will stabilize losses in early 2007 and lead to improved loss rates. We monitor vintage credit performance to identify potential adverse credit or economic trends. We saw higher delinquency and losses in recent auto vintages, consistent with industry-wide experience. If current trends do not improve as expected, we could experience higher credit losses than planned.
     For more information, refer to “Critical Accounting Policies — Allowance for Credit Losses” and “Risk Management — Credit Risk Management Process” in the Financial Review section of this Report.
OUR MORTGAGE BANKING REVENUE CAN BE VOLATILE FROM QUARTER TO QUARTER. We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans tends to fall, reducing the revenue we receive from loan originations. At the same time, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations tend to increase and the value of our MSRs tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would accrue over time.
     We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We generally do not hedge all of our risk, and the fact that we attempt to hedge any of the risk does not mean we will be successful. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. We could incur significant losses from our hedging activities. There may be periods where we elect not to use derivatives and other instruments to hedge mortgage banking interest rate risk.
     For more information, refer to “Risk Management — Asset/ Liability and Market Risk Management — Mortgage Banking Interest Rate Risk” in the Financial Review section of this Report.
OUR BANK CUSTOMERS COULD TAKE THEIR MONEY OUT OF THE BANK AND PUT IT IN ALTERNATIVE INVESTMENTS, CAUSING US TO LOSE A LOWER COST SOURCE OF FUNDING. Checking and savings account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. When customers move money out of bank deposits and into other investments, we can lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income.
OUR VENTURE CAPITAL BUSINESS CAN ALSO BE VOLATILE FROM QUARTER TO QUARTER. Earnings from our venture capital investments can be volatile and hard to predict and can have a significant effect on our earnings from period to period. When — and if — we recognize gains can depend on a number of factors, including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions. Our venture capital investments could result in significant losses.
     We assess our private and public equity portfolio at least quarterly for other-than-temporary impairment based on a number of factors, including the then current market value of each investment compared to its carrying value. Our venture capital investments tend to be in technology, telecommunications and other volatile industries, so the value of our public and private equity portfolios can fluctuate widely. If we determine there is other-than-temporary impairment for an investment, we will write-down the carrying value of the investment, resulting in a charge to earnings. The amount of this charge could be significant, especially if under accounting rules we were required previously to write-up the value because of higher market prices.
     For more information, refer to “Risk Management —Asset/Liability and Market Risk Management — Market Risk —Equity Markets” in the Financial Review section of this Report.
WE RELY ON DIVIDENDS FROM OUR SUBSIDIARIES FOR REVENUE, AND FEDERAL AND STATE LAW CAN LIMIT THOSE DIVIDENDS. Wells Fargo & Company, the parent holding company, is a separate and distinct legal entity from its subsidiaries. It receives a significant portion of its revenue from dividends from its subsidiaries. We use these dividends to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends that our bank and some of our nonbank subsidiaries may pay to us. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
     For more information, refer to “Regulation and Supervision — Dividend Restrictions” and “— Holding Company Structure” in our 2006 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
CHANGES IN ACCOUNTING POLICIES OR ACCOUNTING STANDARDS, AND CHANGES IN HOW ACCOUNTING STANDARDS ARE INTERPRETED OR APPLIED, COULD MATERIALLY AFFECT HOW WE REPORT OUR FINANCIAL RESULTS AND CONDITION. Our accounting policies are fundamental to understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Three of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these three policies, refer to “Critical Accounting Policies” in the Financial Review section of this Report.
     From time to time the Financial Accounting Standards Board (FASB) and the SEC change the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond our control, can be hard to predict and could materially impact how we report our financial results and condition. We could be required to apply a new or revised standard retroactively or apply an existing standard differently, also retroactively, in each case resulting in our restating prior period financial statements in material amounts.

ACQUISITIONS COULD REDUCE OUR STOCK PRICE UPON ANNOUNCEMENT AND REDUCE OUR EARNINGS IF WE OVERPAY OR HAVE DIFFICULTY INTEGRATING THEM. We regularly explore opportunities to acquire companies in the financial services industry. We cannot predict the frequency, size or timing of our acquisitions, and we typically do not comment publicly on a possible acquisition until we have signed a definitive agreement. When we do announce an acquisition, our stock price may fall depending on the size of the acquisition and the purchase price. It is also possible that an acquisition could dilute earnings per share.
     We generally must receive federal regulatory approval before we can acquire a bank or bank holding company. In deciding whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition, and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including the acquiring institution’s record of compliance under the Community Reinvestment Act, and the effectiveness of the acquiring institution in combating money laundering. Also, we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units as a condition to receiving regulatory approval.
     Difficulty in integrating an acquired company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise harm our ability to retain customers and employees or achieve the anticipated benefits of the acquisition. Time and resources spent on integration may also impair our ability to grow our existing businesses. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.
FEDERAL AND STATE REGULATIONS CAN RESTRICT OUR BUSINESS, AND NON-COMPLIANCE COULD RESULT IN PENALTIES, LITIGATION AND DAMAGE TO OUR REPUTATION. Our parent company, our subsidiary banks and many of our nonbank subsidiaries are heavily regulated at the federal and/or state levels. This regulation is to protect depositors, federal deposit insurance funds, consumers and the banking system as a whole, not our stockholders. Federal and state regulations can significantly restrict our businesses, and we could be fined or otherwise penalized if we are found to be out of compliance.
     Recent high-profile corporate scandals and other events have resulted in additional regulations. For example, Sarbanes-Oxley limits the types of non-audit services our outside auditors may provide to us in order to preserve the independence of our auditors from us. If our auditors were found not to be “independent” of us under SEC rules, we could be required to engage new auditors and file new financial statements and audit reports with the SEC.
We could be out of compliance with SEC rules until new financial statements and audit reports were filed, limiting our ability to raise capital and resulting in other adverse consequences.
     Sarbanes-Oxley also requires our management to evaluate the Company’s disclosure controls and procedures and its internal control over financial reporting and requires our auditors to issue a report on our internal control over financial reporting. We are required to disclose, in our annual report on Form 10-K filed with the SEC, the existence of any “material weaknesses” in our internal control. We cannot assure that we will not find one or more material weaknesses as of the end of any given year, nor can we predict the effect on our stock price of disclosure of a material weakness.
     The Patriot Act, which was enacted in the wake of the September 2001 terrorist attacks, requires us to implement new or revised policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal bank regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.
     A number of states have recently challenged the position of the OCC as the sole regulator of national banks and their subsidiaries. If these challenges are successful or if Congress acts to give greater effect to state regulation, the impact on us could be significant, not only because of the potential additional restrictions on our businesses but also from having to comply with potentially 50 different sets of regulations.
     From time to time Congress considers legislation that could significantly change our regulatory environment, potentially increasing our cost of doing business, limiting the activities we may pursue or affecting the competitive balance among banks, savings associations, credit unions, and other financial institutions. As an example, our business model depends on sharing information among the family of Wells Fargo businesses to better satisfy our customers’ needs. Laws that restrict the ability of our companies to share information about customers could limit our ability to cross-sell products and services, reducing our revenue and earnings.
     For more information, refer to “Regulation and Supervision” in our 2006 Form 10-K and to “Report of Independent Registered Public Accounting Firm” in this Report.
WE MAY INCUR FINES, PENALTIES AND OTHER NEGATIVE CONSEQUENCES FROM REGULATORY VIOLATIONS, POSSIBLY EVEN INADVERTENT OR UNINTENTIONAL VIOLATIONS. We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control (OFAC) that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries.

OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. Therefore, the establishment and maintenance of systems and procedures reasonably designed to ensure compliance cannot guarantee that we will be able to avoid a fine or penalty for noncompliance. For example, in April 2003 and January 2005 OFAC reported settlements with Wells Fargo Bank, N.A. in amounts of $5,500 and $42,833, respectively. These settlements related to transactions involving inadvertent acts or human error alleged to have violated OFAC regulations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation (see below) and could restrict the ability of institutional investment managers to invest in our securities.
NEGATIVE PUBLICITY COULD DAMAGE OUR REPUTATION. Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could adversely affect our ability to keep and attract customers and expose us to adverse legal and regulatory consequences. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community organizations in response to that conduct. Because we conduct most of our businesses under the “Wells Fargo” brand, negative public opinion about one business could affect our other businesses.
WE DEPEND ON THE ACCURACY AND COMPLETENESS OF INFORMATION ABOUT CUSTOMERS AND COUNTERPARTIES. In deciding whether to extend credit or enter into other transactions, we rely on the accuracy and completeness of information about our customers, including financial statements and other financial information and reports of independent auditors. For example, in deciding whether to extend credit, we may assume that a customer’s audited financial statements conform with U.S. generally accepted accounting principles (GAAP) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on the audit report covering those financial statements. If that information is incorrect or incomplete, we may incur credit losses or other charges to earnings.
WE RELY ON OTHERS TO HELP US WITH OUR OPERATIONS. We rely on outside vendors to provide key components of our business operations such as internet connections and network access. Disruptions in communication services provided by a vendor or any failure of a vendor to handle current or higher volumes of use could hurt our ability to deliver products and services to our customers and otherwise to conduct our business. Financial or operational difficulties of an outside vendor could also hurt our operations if those difficulties interfere with the vendor’s ability to serve us.
FEDERAL RESERVE BOARD POLICIES CAN SIGNIFICANTLY IMPACT BUSINESS AND ECONOMIC CONDITIONS AND OUR FINANCIAL RESULTS AND CONDITION. The Federal Reserve Board (FRB) regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest margin. They also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict.
OUR STOCK PRICE CAN BE VOLATILE DUE TO OTHER FACTORS.
Our stock price can fluctuate widely in response to a variety of factors, in addition to those described above, including:
•	general business and economic conditions;
•	recommendations by securities analysts;
•	new technology used, or services offered, by our competitors;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends, concerns and other issues in the financial services industry;
•	changes in government regulations;
•	natural disasters, such as Hurricane Katrina; and
•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2006, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2006.
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
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2006 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management concluded that as of December 31, 2006, the Company’s internal control over financial reporting was effective.
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
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Wells Fargo & Company and Subsidiaries (“the Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 20, 2007, expressed an unqualified opinion on those consolidated financial statements.

San Francisco, California
February 20, 2007

Financial Statements
Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31			,
	2006	2005	2004
INTEREST INCOME
Trading assets	$225	$190	$145
Securities available for sale	3,278	1,921	1,883
Mortgages held for sale	2,746	2,213	1,737
Loans held for sale	47	146	292
Loans	25,611	21,260	16,781
Other interest income	332	232	129

Total interest income	32,239	25,962	20,967

INTEREST EXPENSE
Deposits	7,174	3,848	1,827
Short-term borrowings	992	744	353
Long-term debt	4,122	2,866	1,637

Total interest expense	12,288	7,458	3,817

NET INTEREST INCOME	19,951	18,504	17,150
Provision for credit losses	2,204	2,383	1,717

Net interest income after provision for credit losses	17,747	16,121	15,433

NONINTEREST INCOME
Service charges on deposit accounts	2,690	2,512	2,417
Trust and investment fees	2,737	2,436	2,116
Card fees	1,747	1,458	1,230
Other fees	2,057	1,929	1,779
Mortgage banking	2,311	2,422	1,860
Operating leases	783	812	836
Insurance	1,340	1,215	1,193
Net losses on debt securities available for sale	(19)	(120)	(15)
Net gains from equity investments	738	511	394
Other	1,356	1,270	1,099

Total noninterest income	15,740	14,445	12,909

NONINTEREST EXPENSE
Salaries	7,007	6,215	5,393
Incentive compensation	2,885	2,366	1,807
Employee benefits	2,035	1,874	1,724
Equipment	1,252	1,267	1,236
Net occupancy	1,405	1,412	1,208
Operating leases	630	635	633
Other	5,528	5,249	5,572

Total noninterest expense	20,742	19,018	17,573

INCOME BEFORE INCOME TAX EXPENSE	12,745	11,548	10,769
Income tax expense	4,263	3,877	3,755

NET INCOME	$8,482	$7,671	$7,014

EARNINGS PER COMMON SHARE	$2.52	$2.27	$2.07
DILUTED EARNINGS PER COMMON SHARE	$2.49	$2.25	$2.05
DIVIDENDS DECLARED PER COMMON SHARE	$1.08	$1.00	$0.93
Average common shares outstanding	3,368.3	3,372.5	3,384.4
Diluted average common shares outstanding	3,410.1	3,410.9	3,426.7

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

(in millions, except shares)	December 31	,
	2006	2005
ASSETS
Cash and due from banks	$15,028	$15,397
Federal funds sold, securities purchased under resale agreements and other short-term investments	6,078	5,306
Trading assets	5,607	10,905
Securities available for sale	42,629	41,834
Mortgages held for sale	33,097	40,534
Loans held for sale	721	612
Loans	319,116	310,837
Allowance for loan losses	(3,764)	(3,871)

Net loans	315,352	306,966

Mortgage servicing rights:
Measured at fair value (residential MSRs beginning 2006)	17,591	—
Amortized	377	12,511
Premises and equipment, net	4,698	4,417
Goodwill	11,275	10,787
Other assets	29,543	32,472

Total assets	$481,996	$481,741

LIABILITIES
Noninterest-bearing deposits	$89,119	$87,712
Interest-bearing deposits	221,124	226,738

Total deposits	310,243	314,450
Short-term borrowings	12,829	23,892
Accrued expenses and other liabilities	25,903	23,071
Long-term debt	87,145	79,668

Total liabilities	436,120	441,081

STOCKHOLDERS’ EQUITY
Preferred stock	384	325
Common stock — $1 2/3 par value, authorized 6,000,000,000 shares; issued 3,472,762,050 shares	5,788	5,788
Additional paid-in capital	7,739	7,040
Retained earnings	35,277	30,580
Cumulative other comprehensive income	302	665
Treasury stock — 95,612,189 shares and 117,595,986 shares	(3,203)	(3,390)
Unearned ESOP shares	(411)	(348)

Total stockholders’ equity	45,876	40,660

Total liabilities and stockholders’ equity	$481,996	$481,741

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Number	Preferred	Common	Additional	Retained	Cumulative	Treasury	Unearned	Total
	of common	stock	stock	paid-in	earnings	other	stock	ESOP	stock-
	shares			capital		comprehensive		shares	holders'
						income			equity
BALANCE DECEMBER 31, 2003	3,396,218,748	$214	$5,788	$6,749	$22,842	$938	$(1,833)	$(229)	$34,469

Comprehensive income:
Net income — 2004					7,014				7,014
Other comprehensive income, net of tax:
Translation adjustments						12			12
Net unrealized losses on securities available for sale and other interests held						(22)			(22)
Net unrealized gains on derivatives and hedging activities						22			22

Total comprehensive income									7,026
Common stock issued	59,939,306			(46)	(206)		1,523		1,271
Common stock issued for acquisitions	306,964			1			8		9
Common stock repurchased	(76,345,112)						(2,188)		(2,188)
Preferred stock (321,000) issued to ESOP		321		23				(344)	—
Preferred stock released to ESOP				(19)				284	265
Preferred stock (265,537) converted to common shares	9,063,368	(265)		29			236		—
Common stock dividends					(3,150)				(3,150)
Change in Rabbi trust assets and similar arrangements (classified as treasury stock)							7		7
Tax benefit upon exercise of stock options				175					175
Other, net					(18)				(18)

Net change	(7,035,474)	56	—	163	3,640	12	(414)	(60)	3,397

BALANCE DECEMBER 31, 2004	3,389,183,274	270	5,788	6,912	26,482	950	(2,247)	(289)	37,866

Comprehensive income:
Net income — 2005					7,671				7,671
Other comprehensive income, net of tax:
Translation adjustments						5			5
Net unrealized losses on securities available for sale and other interests held						(298)			(298)
Net unrealized gains on derivatives and hedging activities						8			8

Total comprehensive income									7,386
Common stock issued	57,528,986			(52)	(198)		1,617		1,367
Common stock issued for acquisitions	3,909,004			12			110		122
Common stock repurchased	(105,597,728)						(3,159)		(3,159)
Preferred stock (363,000) issued to ESOP		362		25				(387)	—
Preferred stock released to ESOP				(21)				328	307
Preferred stock (307,100) converted to common shares	10,142,528	(307)		21			286		—
Common stock dividends					(3,375)				(3,375)
Tax benefit upon exercise of stock options				143					143
Other, net							3		3

Net change	(34,017,210)	55	—	128	4,098	(285)	(1,143)	(59)	2,794

BALANCE DECEMBER 31, 2005	3,355,166,064	325	5,788	7,040	30,580	665	(3,390)	(348)	40,660

Cumulative effect from adoption of FAS 156					101				101

BALANCE JANUARY 1, 2006	3,355,166,064	325	5,788	7,040	30,681	665	(3,390)	(348)	40,761

Comprehensive income:
Net income — 2006					8,482				8,482
Other comprehensive income, net of tax:
Net unrealized losses on securities available for sale and other interests held						(31)			(31)
Net unrealized gains on derivatives and hedging activities						70			70

Total comprehensive income									8,521
Common stock issued	70,063,930			(67)	(245)		2,076		1,764
Common stock repurchased	(58,534,072)						(1,965)		(1,965)
Preferred stock (414,000) issued to ESOP		414		29				(443)	—
Preferred stock released to ESOP				(25)				380	355
Preferred stock (355,659) converted to common shares	10,453,939	(355)		41			314		—
Common stock dividends					(3,641)				(3,641)
Tax benefit upon exercise of stock options				229					229
Stock option compensation expense				134					134
Net change in deferred compensation and related plans				50			(27)		23
Reclassification of share-based plans				308			(211)		97
Adoption of FAS 158						(402)			(402)

Net change	21,983,797	59	—	699	4,596	(363)	187	(63)	5,115

BALANCE DECEMBER 31, 2006	3,377,149,861	$384	$5,788	$7,739	$35,277	$302	$(3,203)	$(411)	$45,876

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31		,
	2006	2005	2004
Cash flows from operating activities:
Net income	$8,482	$7,671	$7,014
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for credit losses	2,204	2,383	1,717
Reversal of provision for MSRs in excess of fair value	—	(378)	(208)
Change in fair value of residential MSRs	2,453	—	—
Depreciation and amortization	3,221	4,161	3,449
Net gains on securities available for sale	(326)	(40)	(60)
Net gains on mortgage loan origination/sales activities	(1,116)	(1,085)	(539)
Other net losses (gains)	(259)	(75)	9
Preferred shares released to ESOP	355	307	265
Stock option compensation expense	134	—	—
Excess tax benefits related to stock option payments	(227)	—	—
Net decrease (increase) in trading assets	5,271	(1,905)	(81)
Net increase in deferred income taxes	593	813	432
Net increase in accrued interest receivable	(291)	(796)	(196)
Net increase in accrued interest payable	455	311	47
Originations of mortgages held for sale	(237,841)	(230,897)	(221,978)
Proceeds from sales of mortgages originated for sale	240,517	214,740	217,272
Principal collected on mortgages originated for sale	2,401	1,426	1,409
Net decrease (increase) in loans originated for sale	(109)	683	(1,331)
Other assets, net	3,570	(10,237)	(2,468)
Other accrued expenses and liabilities, net	2,607	3,585	1,732

Net cash provided (used) by operating activities	32,094	(9,333)	6,485

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	53,304	19,059	6,322
Prepayments and maturities	7,321	6,972	8,823
Purchases	(62,462)	(28,634)	(16,583)
Net cash acquired from (paid for) acquisitions	(626)	66	(331)
Increase in banking subsidiaries’ loan originations, net of collections	(37,730)	(42,309)	(33,800)
Proceeds from sales (including participations) of loans by banking subsidiaries	38,343	42,239	14,540
Purchases (including participations) of loans by banking subsidiaries	(5,338)	(8,853)	(5,877)
Principal collected on nonbank entities’ loans	23,921	22,822	17,996
Loans originated by nonbank entities	(26,974)	(33,675)	(27,751)
Proceeds from sales of foreclosed assets	593	444	419
Net increase in federal funds sold, securities purchased under resale agreements and other short-term investments	(717)	(281)	(1,287)
Other changes in MSRs	(7,657)	(4,595)	(1,389)
Other, net	(2,678)	(3,324)	(516)

Net cash used by investing activities	(20,700)	(30,069)	(39,434)

Cash flows from financing activities:
Net increase (decrease) in deposits	(4,452)	38,961	27,327
Net increase (decrease) in short-term borrowings	(11,156)	1,878	(2,697)
Proceeds from issuance of long-term debt	20,255	26,473	29,394
Long-term debt repayment	(12,609)	(18,576)	(19,639)
Proceeds from issuance of common stock	1,764	1,367	1,271
Common stock repurchased	(1,965)	(3,159)	(2,188)
Cash dividends paid on common stock	(3,641)	(3,375)	(3,150)
Excess tax benefits related to stock option payments	227	—	—
Other, net	(186)	(1,673)	(13)

Net cash provided (used) by financing activities	(11,763)	41,896	30,305

Net change in cash and due from banks	(369)	2,494	(2,644)
Cash and due from banks at beginning of year	15,397	12,903	15,547

Cash and due from banks at end of year	$15,028	$15,397	$12,903

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,833	$7,769	$3,864
Income taxes	3,084	3,584	2,326
Noncash investing and financing activities:
Net transfers from loans to mortgages held for sale	$32,383	$41,270	$11,225
Net transfers from loans held for sale to loans	—	7,444	—
Transfers from loans to foreclosed assets	1,918	567	603
Transfers from mortgages held for sale to securities available for sale	—	5,490	—

The accompanying notes are an integral part of these statements.

Notes to Financial Statements
Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. In this Annual Report, when we refer to “the Company,” “we,” “our” or “us” we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.
     Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Management has made significant estimates in several areas, including the allowance for credit losses (Note 6), valuing residential mortgage servicing rights (Notes 20 and 21) and pension accounting (Note 15). Actual results could differ from those estimates.
     In the Financial Statements and related Notes, all common share and per share disclosures reflect the two-for-one stock split in the form of a 100% stock dividend distributed August 11, 2006.
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
     We are a variable interest holder in certain special-purpose entities in which we do not have a controlling financial interest or do not have enough equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the entity’s net asset value. We consolidate a VIE if we are the primary beneficiary because we will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or proprietary trading. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income. Noninterest income from trading assets was $544 million, $571 million and $523 million in 2006, 2005 and 2004, respectively.
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
     We reduce the asset value when we consider the declines in the value of debt securities and marketable equity securities to be other than temporary and record the estimated loss in noninterest income. We conduct other-than-temporary impairment analysis on a quarterly basis. The initial indicator of other-than-temporary impairment for both debt and equity securities is a decline in market value below the amount recorded for an investment, and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which market value has been less than cost, any recent events specific to the issuer and economic conditions of its industry, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.
     For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects.
     For debt securities we also consider:
•	the cause of the price decline—general level of interest rates and industry and issuer-specific factors;
•	the issuer’s financial condition, near term prospects and current ability to make future payments in a timely manner;
•	the issuer’s ability to service debt; and
•	any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action.
     The securities portfolio is an integral part of our asset/liability management process. We manage these investments to provide liquidity, manage interest rate risk and maximize portfolio yield within capital risk limits approved by management and the Board of Directors and monitored by the Corporate Asset/Liability Management Committee. We recognize realized gains and losses on the sale of these securities in noninterest income using the specific identification method.
     Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the interest method. As principal repayments are received on securities (i.e., primarily mortgage-backed securities) a pro-rata portion of the unamortized premium or discount is recognized in interest income.
NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank stock). We review these assets at least quarterly for possible other-than-temporary impairment. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. These securities are accounted for under the cost or equity method and are included in other assets. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.
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
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan. These deferred costs and fees are recognized in noninterest income upon sale of the loan.
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
     Loan commitment fees are generally deferred and amortized into noninterest income on a straight-line basis over the commitment period.
     From time to time, we pledge loans, primarily 1-4 family mortgage loans, to secure borrowings from the Federal Home Loan Bank.
NONACCRUAL LOANS We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or
•	part of the principal balance has been charged off.
     Generally, consumer loans not secured by real estate or autos are placed on nonaccrual status only when part of the principal has been charged off. These loans are charged off or charged down to the net realizable value of the collateral when deemed uncollectible, due to bankruptcy or other factors, or when they reach a defined number of days past due based on loan product, industry practice, country, terms and other factors.
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
     When we identify a loan as impaired, we measure the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases we use an observable market price or the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows.
     If we determine that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), we recognize impairment through an allowance estimate or a charge-off to the allowance.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
Transfers and Servicing of Financial Assets
We account for a transfer of financial assets as a sale when we surrender control of the transferred assets. Effective January 1, 2006, upon adoption of Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140 (FAS 156), servicing rights resulting from the sale or securitization of loans we originate (asset transfers), are initially measured at fair value at the date of transfer. We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the MSRs or the MSRs result from an asset transfer. We also acquire MSRs under co-issuer agreements that provide for us to service loans that are originated and securitized by third-party correspondents. We determine the fair value of servicing rights at the date of transfer using the present value of estimated future net servicing income, using assumptions that market participants use in their estimates of values. We use quoted market prices when available to determine the value of other interests held. Gain or loss on sale of loans depends on (a) proceeds received and (b) the previous carrying amount of the financial assets transferred and any interests we continue to hold (such as interest-only strips) based on relative fair value at the date of transfer.
     To determine the fair value of MSRs, we use a valuation model that calculates the present value of estimated future net servicing income. We use assumptions in the valuation model that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees. This model is validated by an independent internal model validation group operating in accordance with a model validation policy approved by the Corporate Asset/Liability Management Committee.
MORTGAGE SERVICING RIGHTS MEASURED AT FAIR VALUE
Effective January 1, 2006, upon adoption of FAS 156, we elected to initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value method. Under the fair value method, residential MSRs are carried in the balance sheet at fair value and the changes in fair value, primarily due to changes in valuation inputs and assumptions and to the collection/realization of expected cash flows, are reported in earnings in the period in which the change occurs.
     Effective January 1, 2006, upon the remeasurement of our residential MSRs at fair value, we recorded a cumulative effect adjustment to increase the 2006 beginning balance of retained earnings by $101 million after tax ($158 million pre tax) in stockholders’ equity.
AMORTIZED MORTGAGE SERVICING RIGHTS
Amortized MSRs, which include commercial MSRs and, prior to January 1, 2006, residential MSRs, are carried at the lower of cost or market. These MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds, as well as other factors.
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
Operating Lease Assets
Operating lease rental income for leased assets, generally autos, is recognized in other income on a straight-line basis over the lease term. Related depreciation expense is recorded on a straight-line basis over the life of the lease, taking into account the estimated residual value of the leased asset. On a periodic basis, leased assets are reviewed for impairment. Impairment loss is recognized if the carrying amount of leased assets exceeds fair value and is not recoverable. The carrying amount of leased assets is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment. Leased assets are written down to the fair value of the collateral less cost to sell when 120 days past due.
Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions, as amended by FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans –an amendment of FASB Statements No. 87, 88, 106, and 132(R). This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow a similar pattern.
     FAS 158 was issued on September 29, 2006, and became effective for us on December 31, 2006. FAS 158 requires us to recognize the funded status of our pension and postretirement benefit plans on our balance sheet. Additionally, FAS 158 requires us to use a year-end measurement date beginning in 2008. We conformed our pension asset and our pension and postretirement liabilities to FAS 158 and recorded a corresponding reduction of $402 million (after tax) to the December 31, 2006, balance of cumulative other comprehensive income in stockholders’ equity. The adoption of FAS 158 did not change the amount of net periodic benefit expense recognized in our income statement.
     One of the principal components of the net periodic pension expense calculation is the expected long-term rate of return on plan assets. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year.
     The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition should closely match the stable pattern of services provided by our employees over the life of our pension obligation. To determine if the expected rate of return is reasonable, we consider such factors as (1) the actual return earned on plan assets, (2) historical rates of return on the various asset classes in the plan portfolio, (3) projections of returns on various asset classes, and (4) current/prospective capital market conditions and economic forecasts. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension expense calculations over the next five years.
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
Stock-Based Compensation
We have several stock-based employee compensation plans, which are more fully discussed in Note 14. Prior to January 1, 2006, we accounted for stock options and stock awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, as permitted by FAS 123, Accounting for Stock-Based Compensation. Under this guidance, no stock option expense was recognized in our income statement for periods prior to January 1, 2006, as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted FAS 123(R), Share-Based Payment, using the modified-prospective transition method. Accordingly, compensation cost recognized in 2006 includes (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with FAS 123, and (2) compensation cost for all share-based awards granted on or after January 1, 2006. Results for prior periods have not been restated. In calculating the common stock equivalents for purposes of diluted earnings per share, we selected the transition method provided by Financial Accounting Standards Board (FASB) Staff Position FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.
     As a result of adopting FAS 123(R) on January 1, 2006, our income before income taxes of $12.7 billion and net income of $8.5 billion for 2006 was $134 million and $84 million lower, respectively, than if we had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for 2006 of $2.52 and $2.49, respectively, were both $0.025 per share lower than if we had not adopted FAS 123(R).
     Prior to the adoption of FAS 123(R), we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. FAS 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $227 million excess tax benefit for 2006 classified as a financing cash inflow would have been classified as an operating cash inflow if we had not adopted FAS 123(R).
     Pro forma net income and earnings per common share information are provided in the following table as if we accounted for employee stock option plans under the fair value method of FAS 123 in 2005 and 2004.

(in millions, except per	Year ended December 31		,
share amounts)	2005	2004
Net income, as reported	$7,671	$7,014
Add: Stock-based employee compensation expense included in reported net income, net of tax	1	2
Less: Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(188)	(275)

Net income, pro forma	$7,484	$6,741

Earnings per common share
As reported	$2.27	$2.07
Pro forma	2.22	1.99
Diluted earnings per common share
As reported	$2.25	$2.05
Pro forma	2.19	1.97

     Stock options granted in each of our February 2005 and February 2004 annual grants, under our Long-Term Incentive Compensation Plan (the Plan), fully vested upon grant, resulting in full recognition of stock-based compensation expense for both grants in the year of the grant under the fair value method in the table above. Stock options granted in our 2003 and 2002 annual grants under the Plan vest over a three-year period, and expense reflected in the table for these grants is recognized over the vesting period.
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
Derivatives and Hedging Activities
We recognize all derivatives in the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure, (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying under FAS 133, Accounting for Derivative Instruments and Hedging Activities (“free-standing derivative”). For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in other comprehensive income. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.
     For fair value and cash flow hedges qualifying under FAS 133, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities in the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method or, in some cases, the dollar offset method.
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
     When we discontinue hedge accounting because a derivative no longer qualifies as an effective fair value hedge, we continue to carry the derivative in the balance sheet at its fair value with changes in fair value included in earnings, and no longer adjust the previously hedged asset or liability for changes in fair value. Previous adjustments to the hedged item are accounted for in the same manner as other components of the carrying amount of the asset or liability.
     When we discontinue cash flow hedge accounting because the hedging instrument is sold, terminated, or no longer designated (dedesignated), the amount reported in other comprehensive income up to the date of sale, termination or dedesignation continues to be reported in other comprehensive income until the forecasted transaction affects earnings.
     When we discontinue cash flow hedge accounting because it is probable that a forecasted transaction will not occur, we continue to carry the derivative in the balance sheet at its fair value with changes in fair value included in earnings, and immediately recognize gains and losses that were accumulated in other comprehensive income in earnings.

     In all other situations in which we discontinue hedge accounting, the derivative will be carried at its fair value in the balance sheet, with changes in its fair value recognized in current period earnings.
     We occasionally purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the host contract and carry it as a free-standing derivative at fair value with changes recorded in current period earnings.

Note 2: Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.
     Effective December 31, 2004, we completed the acquisition of $29 billion in assets under management, consisting of
$24 billion in mutual fund assets and $5 billion in institutional investment accounts, from Strong Financial Corporation. Other business combinations completed in 2006, 2005 and 2004 are presented below.
     For information on additional consideration related to acquisitions, which is considered to be a guarantee, see Note 24.

(in millions)	Date	Assets
2006
Secured Capital Corp/Secured Capital LLC, Los Angeles, California	January 18	$132
Martinius Corporation, Rogers, Minnesota	March 1	91
Commerce Funding Corporation, Vienna, Virginia	April 17	82
Fremont National Bank of Canon City/Centennial Bank of Pueblo, Canon City and Pueblo, Colorado	June 7	201
Certain assets of the Reilly Mortgage Companies, McLean, Virginia	August 1	303
Barrington Associates, Los Angeles, California	October 2	65
EFC Partners LP (Evergreen Funding), Dallas, Texas	December 15	93
Other (1)	Various	20

		$987

2005
Certain branches of PlainsCapital Bank, Amarillo, Texas	July 22	$190
First Community Capital Corporation, Houston, Texas	July 31	644
Other (2)	Various	40

		$874

2004
Other (3)	Various	$74

(1)	Consists of seven acquisitions of insurance brokerage businesses.

(2)	Consists of eight acquisitions of insurance brokerage and lockbox processing businesses.

(3)	Consists of 13 acquisitions of insurance brokerage and payroll services businesses.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposits with the Federal Reserve Banks. The average required reserve balance was $1.7 billion in 2006 and $1.4 billion in 2005.
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
     Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $4,762 million at December 31, 2006, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2006, our nonbank subsidiaries could have declared additional dividends of $3,201 million at December 31, 2006, without obtaining prior approval.

Note 4:	Federal Funds Sold, Securities Purchased Under Resale Agreements and Other Short-Term Investments

The table to the right provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

(in millions)	December 31		,
	2006	2005
Federal funds sold and securities purchased under resale agreements	$5,024	$3,789
Interest-earning deposits	413	847
Other short-term investments	641	670

Total	$6,078	$5,306

Note 5: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. There were no securities classified as held to maturity as of the periods presented.

(in millions)	December 31								,
	2006				2005
	Cost	Unrealized	Unrealized	Fair	Cost	Unrealized	Unrealized	Fair
		gross	gross	value		gross	gross	value
		gains	losses			gains	losses
Securities of U.S.Treasury and federal agencies	$774	$2	$(8)	$768	$845	$4	$(10)	$839
Securities of U.S. states and political subdivisions	3,387	148	(5)	3,530	3,048	149	(6)	3,191
Mortgage-backed securities:
Federal agencies	26,981	497	(15)	27,463	25,304	336	(24)	25,616
Private collateralized mortgage obligations (1)	3,989	63	(6)	4,046	6,628	128	(6)	6,750

Total mortgage-backed securities	30,970	560	(21)	31,509	31,932	464	(30)	32,366
Other	5,980	67	(21)	6,026	4,518	75	(55)	4,538

Total debt securities	41,111	777	(55)	41,833	40,343	692	(101)	40,934
Marketable equity securities	592	210	(6)	796	558	349	(7)	900

Total (2)	$41,703	$987	$(61)	$42,629	$40,901	$1,041	$(108)	$41,834

(1)	Substantially all of the private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

(2)	At December 31, 2006, we held no securities of any single issuer (excluding the U.S.Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

     The following table shows the unrealized gross losses and fair value of securities in the securities available for sale portfolio at December 31, 2006 and 2005, by length of time that individual securities in each category had been in a continuous loss position.

(in millions)	Less than 12 months		12 months or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	gross	value	gross	value	gross	value
	losses		losses		losses
December 31, 2006
Securities of U.S.Treasury and federal agencies	$(1)	$164	$(7)	$316	$(8)	$480
Securities of U.S. states and political subdivisions	(4)	203	(1)	90	(5)	293
Mortgage-backed securities:
Federal agencies	(10)	342	(5)	213	(15)	555
Private collateralized mortgage obligations	(5)	67	(1)	68	(6)	135

Total mortgage-backed securities	(15)	409	(6)	281	(21)	690
Other	(6)	365	(15)	558	(21)	923

Total debt securities	(26)	1,141	(29)	1,245	(55)	2,386
Marketable equity securities	(6)	75	—	—	(6)	75

Total	$(32)	$1,216	$(29)	$1,245	$(61)	$2,461

December 31, 2005
Securities of U.S.Treasury and federal agencies	$(6)	$341	$(4)	$142	$(10)	$483
Securities of U.S. states and political subdivisions	(3)	204	(3)	57	(6)	261
Mortgage-backed securities:
Federal agencies	(22)	2,213	(2)	89	(24)	2,302
Private collateralized mortgage obligations	(6)	1,494	—	—	(6)	1,494

Total mortgage-backed securities	(28)	3,707	(2)	89	(30)	3,796
Other	(38)	890	(17)	338	(55)	1,228

Total debt securities	(75)	5,142	(26)	626	(101)	5,768
Marketable equity securities	(7)	185	—	—	(7)	185

Total	$(82)	$5,327	$(26)	$626	$(108)	$5,953

     The decline in fair value for the debt securities that had been in a continuous loss position for 12 months or more at December 31, 2006, was largely due to changes in market interest rates and not due to the credit quality of the securities. We believe that the principal and interest on these securities are fully collectible and we have the intent and ability to retain our investment for a period of time to allow for any anticipated recovery in market value. We have reviewed these securities in accordance with our policy and do not consider them to be other-than-temporarily impaired.
     Securities pledged where the secured party has the right to sell or repledge totaled $5.3 billion at both December 31, 2006 and 2005. Securities pledged where the secured party does not have the right to sell or repledge totaled $29.3 billion at December 31, 2006, and $24.3 billion at December 31, 2005, primarily to secure trust and public deposits and for other purposes as required or permitted by law. We have accepted collateral in the form of securities that we have the right to sell or repledge of $1.8 billion at December 31, 2006, and $3.4 billion at December 31, 2005, of which we sold or repledged $1.4 billion and $2.3 billion, respectively.
     The following table shows the realized net gains on the sales of securities from the securities available for sale portfolio, including marketable equity securities.

(in millions)	Year ended December 31			,
	2006	2005	2004
Realized gross gains	$621	$355	$168
Realized gross losses (1)	(295)	(315)	(108)

Realized net gains	$326	$40	$60

(1)	Includes other-than-temporary impairment of $22 million, $45 million and $9 million for 2006, 2005 and 2004, respectively.
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

(in millions)	December 31, 2006
	Total	Weighted-	Remaining contractual principal maturity
	amount	average			After one year		After five years
		yield	Within one year		through five years		through ten years		After ten years
			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S.Treasury and federal agencies	$768	4.56%	$134	5.20%	$551	4.33%	$78	4.89%	$5	7.66%
Securities of U.S. states and political subdivisions	3,530	7.17	166	7.99	437	6.56	708	6.97	2,219	7.29
Mortgage-backed securities:
Federal agencies	27,463	5.91	2	7.11	43	6.99	68	5.84	27,350	5.91
Private collateralized mortgage obligations	4,046	5.92	—	—	—	—	—	—	4,046	5.92

Total mortgage-backed securities	31,509	5.91	2	7.11	43	6.99	68	5.84	31,396	5.91
Other	6,026	6.45	226	6.38	4,289	6.22	975	7.18	536	7.00

Total debt securities at fair value (1)	$41,833	6.07%	$528	6.59%	$5,320	6.06%	$1,829	6.95%	$34,156	6.02%

(1)	The weighted-average yield is computed using the contractual life amortization method.

Note 6: Loans and Allowance for Credit Losses

A summary of the major categories of loans outstanding is shown in the following table. Outstanding loan balances reflect unearned income, net deferred loan fees, and unamortized discount and premium totaling $3,113 million and $3,918 million at December 31, 2006 and 2005, respectively.
     Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2006 and 2005, we did not have concentrations representing 10% or more of our total loan portfolio in commercial loans and lease financing by industry or commercial real estate loans (other real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 11% of total loans at December 31, 2006, compared with 14% at the end of 2005. These loans are diversified among the larger metropolitan areas in California, with no single area consisting of more than 3% of our total loans. Changes in real estate values and underlying economic conditions for these areas are monitored continuously within our credit risk management process.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2006, such loans were approximately 19% of total loans, compared with 26% at the end of 2005. Substantially all of these loans are considered to be prime or near prime. We do not offer option adjustable-rate mortgage products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

(in millions)	December 31					,
	2006	2005	2004	2003	2002
Commercial and commercial real estate:
Commercial	$70,404	$61,552	$54,517	$48,729	$47,292
Other real estate mortgage	30,112	28,545	29,804	27,592	25,312
Real estate construction	15,935	13,406	9,025	8,209	7,804
Lease financing	5,614	5,400	5,169	4,477	4,085

Total commercial and commercial real estate	122,065	108,903	98,515	89,007	84,493
Consumer:
Real estate 1-4 family first mortgage	53,228	77,768	87,686	83,535	44,119
Real estate 1-4 family junior lien mortgage	68,926	59,143	52,190	36,629	28,147
Credit card	14,697	12,009	10,260	8,351	7,455
Other revolving credit and installment	53,534	47,462	34,725	33,100	26,353

Total consumer	190,385	196,382	184,861	161,615	106,074
Foreign	6,666	5,552	4,210	2,451	1,911

Total loans	$319,116	$310,837	$287,586	$253,073	$192,478

     For certain extensions of credit, we may require collateral, based on our assessment of a customer’s credit risk. We hold various types of collateral, including accounts receivable, inventory, land, buildings, equipment, autos, financial instruments, income-producing commercial properties and residential real estate. Collateral requirements for each customer may vary according to the specific credit underwriting, terms and structure of loans funded immediately or under a commitment to fund at a later date.
     A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas that must be met before we are required to fund the commitment. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. For information on standby letters of credit, see Note 24.
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

     The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan category in the following table:

(in millions)	December 31		,
	2006	2005
Commercial and commercial real estate:
Commercial	$79,879	$71,548
Other real estate mortgage	2,612	2,398
Real estate construction	9,600	9,369

Total commercial and commercial real estate	92,091	83,315
Consumer:
Real estate 1-4 family first mortgage	9,708	10,229
Real estate 1-4 family junior lien mortgage	44,179	37,909
Credit card	55,010	45,270
Other revolving credit and installment	14,679	13,957

Total consumer	123,576	107,365
Foreign	824	675

Total unfunded loan commitments	$216,491	$191,355

     We have an established process to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in our portfolio. We combine estimates of the allowances needed for loans analyzed on a pooled basis and loans analyzed individually (including impaired loans) to determine the adequacy of the total allowance.
     A significant portion of the allowance, approximately 70% at December 31, 2006, is estimated at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure the losses inherent in these portfolios. We independently validate and update these models at least annually to capture recent behavioral characteristics of the portfolios, such as updated credit bureau information, actual changes in underlying economic or market conditions and changes in our loss mitigation or marketing strategies.
     The remainder of the allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data, or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty. Also, we review individual nonperforming loans over $3 million for impairment based on cash flows or collateral. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss.
     The potential risk from unfunded loan commitments and letters of credit for wholesale loan portfolios is considered along with the loss analysis of loans outstanding. Unfunded commercial loan commitments and letters of credit are converted to a loan equivalent factor as part of the analysis. The reserve for unfunded credit commitments was $200 million at December 31, 2006, and $186 million at December 31, 2005.
     The allowance includes an amount for imprecision or uncertainty to incorporate the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This portion of the total allowance is the result of our judgment of risks inherent in the portfolio, economic uncertainties, historical loss experience and other subjective factors, including industry trends. In 2006, the methodology used to determine this portion of the allowance was refined so that this method was calculated for each portfolio type to better reflect our view of risk in these portfolios. In prior years, this element of the allowance was associated with the portfolio as a whole, rather than with a specific portfolio type, and was categorized as unallocated.
     Like all national banks, our subsidiary national banks continue to be subject to examination by their primary regulator, the OCC, and some have OCC examiners in residence. The OCC examinations occur throughout the year and target various activities of our subsidiary national banks, including both the loan grading system and specific segments of the loan portfolio (for example, commercial real estate and shared national credits). The Parent and our nonbank subsidiaries are examined by the Federal Reserve Board.
     We consider the allowance for credit losses of $3.96 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2006.

     The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded credit commitments. Changes in the allowance for credit losses were:

(in millions)	Year ended December 31				,
	2006	2005	2004	2003	2002
Balance, beginning of year	$4,057	$3,950	$3,891	$3,819	$3,717
Provision for credit losses	2,204	2,383	1,717	1,722	1,684
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(414)	(406)	(424)	(597)	(716)
Other real estate mortgage	(5)	(7)	(25)	(33)	(24)
Real estate construction	(2)	(6)	(5)	(11)	(40)
Lease financing	(30)	(35)	(62)	(41)	(21)

Total commercial and commercial real estate	(451)	(454)	(516)	(682)	(801)
Consumer:
Real estate 1-4 family first mortgage	(103)	(111)	(53)	(47)	(39)
Real estate 1-4 family junior lien mortgage	(154)	(136)	(107)	(77)	(55)
Credit card	(505)	(553)	(463)	(476)	(407)
Other revolving credit and installment	(1,685)	(1,480)	(919)	(827)	(770)

Total consumer	(2,447)	(2,280)	(1,542)	(1,427)	(1,271)
Foreign	(281)	(298)	(143)	(105)	(84)

Total loan charge-offs	(3,179)	(3,032)	(2,201)	(2,214)	(2,156)

Loan recoveries:
Commercial and commercial real estate:
Commercial	111	133	150	177	162
Other real estate mortgage	19	16	17	11	16
Real estate construction	3	13	6	11	19
Lease financing	21	21	26	8	—

Total commercial and commercial real estate	154	183	199	207	197
Consumer:
Real estate 1-4 family first mortgage	26	21	6	10	8
Real estate 1-4 family junior lien mortgage	36	31	24	13	10
Credit card	96	86	62	50	47
Other revolving credit and installment	537	365	220	196	205

Total consumer	695	503	312	269	270
Foreign	76	63	24	19	14

Total loan recoveries	925	749	535	495	481

Net loan charge-offs	(2,254)	(2,283)	(1,666)	(1,719)	(1,675)

Other	(43)	7	8	69	93

Balance, end of year	$3,964	$4,057	$3,950	$3,891	$3,819

Components:
Allowance for loan losses	$3,764	$3,871	$3,762	$3,891	$3,819
Reserve for unfunded credit commitments (1)	200	186	188	—	—

Allowance for credit losses	$3,964	$4,057	$3,950	$3,891	$3,819

Net loan charge-offs as a percentage of average total loans	0.73%	0.77%	0.62%	0.81%	0.96%
Allowance for loan losses as a percentage of total loans	1.18%	1.25%	1.31%	1.54%	1.98%
Allowance for credit losses as a percentage of total loans	1.24	1.31	1.37	1.54	1.98

(1)	Effective September 30, 2004, we transferred the portion of the allowance for loan losses related to commercial lending commitments and letters of credit to other liabilities.

     Nonaccrual loans were $1,666 million and $1,338 million at December 31, 2006 and 2005, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $5,073 million at December 31, 2006, and $3,606 million at December 31, 2005. The 2006 and 2005 balances included $3,913 million and $2,923 million, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.
     The recorded investment in impaired loans and the methodology used to measure impairment was:

(in millions)	December 31		,
	2006	2005
Impairment measurement based on:
Collateral value method	$122	$115
Discounted cash flow method	108	75

Total (1)	$230	$190

(1)	Includes $146 million and $56 million of impaired loans with a related allowance of $29 million and $10 million at December 31, 2006 and 2005, respectively.
     The average recorded investment in impaired loans during 2006, 2005 and 2004 was $173 million, $260 million and $481 million, respectively.
     All of our impaired loans are on nonaccrual status. When the ultimate collectibility of the total principal of an impaired loan is in doubt, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2006, 2005 and 2004 under the cash basis method was not significant.

Note 7: Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31		,
	2006	2005
Land	$657	$649
Buildings	3,891	3,617
Furniture and equipment	3,786	3,425
Leasehold improvements	1,117	1,115
Premises and equipment leased under capital leases	60	60

Total premises and equipment	9,511	8,866
Less: Accumulated depreciation and amortization	4,813	4,449

Net book value, premises and equipment	$4,698	$4,417

Depreciation and amortization expense for premises and equipment was $737 million, $810 million and $654 million in 2006, 2005 and 2004, respectively.
     Net gains (losses) on dispositions of premises and equipment, included in noninterest expense, were $13 million, $56 million and $(5) million in 2006, 2005 and 2004, respectively.
     We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are predominantly up to 15 years, with the longest up to 73 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms greater than one year as of December 31, 2006.

(in millions)	Operating leases	Capital leases
Year ended December 31,
2007	$567	$3
2008	474	2
2009	396	1
2010	321	1
2011	253	1
Thereafter	1,135	16

Total minimum lease payments	$3,146	24

Executory costs		(2)
Amounts representing interest		(10)

Present value of net minimum lease payments		$12

     Operating lease rental expense (predominantly for premises), net of rental income, was $631 million, $583 million and $586 million in 2006, 2005 and 2004, respectively.
     The components of other assets were:

(in millions)	December 31		,
	2006	2005
Nonmarketable equity investments:
Private equity investments	$1,671	$1,537
Federal bank stock	1,326	1,402
All other	2,240	2,151

Total nonmarketable equity investments (1)	5,237	5,090
Operating lease assets	3,091	3,414
Accounts receivable	7,522	11,606
Interest receivable	2,570	2,279
Core deposit intangibles	383	489
Foreclosed assets:
GNMA loans (2)	322	—
Other	423	191
Due from customers on acceptances	103	104
Other	9,892	9,299

Total other assets	$29,543	$32,472

(1)	At December 31, 2006 and 2005, $4.5 billion and $4.4 billion, respectively, of nonmarketable equity investments, including all federal bank stock, were accounted for at cost.

(2)	As a result of a change in regulatory reporting requirements effective January 1, 2006, foreclosed assets included foreclosed real estate securing Government National Mortgage Association (GNMA) loans. These assets are fully collectible because the corresponding GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. Such assets were included in accounts receivable at December 31, 2005.
     Income related to nonmarketable equity investments was:

(in millions)	Year ended December 31			,
	2006	2005	2004
Net gains from private equity investments	$393	$351	$319
Net gains from all other nonmarketable equity investments	20	43	33

Net gains from nonmarketable equity investments	$413	$394	$352

Note 8: Intangible Assets

The gross carrying amount of intangible assets and accumulated amortization was:

(in millions)	December 31				,
	2006		2005
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount
Amortized intangible assets:
MSRs, before valuation allowance (1):
Residential	$—	$ —	$24,957	$11,382
Commercial	457	80	169	46
Core deposit intangibles	2,374	1,991	2,432	1,943
Credit card and other intangibles	581	378	567	312

Total intangible assets	$3,412	$2,449	$28,125	$13,683

MSRs (fair value) (1)	$17,591		$—
Trademark	14		14

(1)	Prior to 2006, amortized intangible assets included both residential and commercial MSRs. Effective January 1, 2006, upon adoption of FAS 156, residential MSRs are measured at fair value and are no longer amortized. See Note 21 for additional information on MSRs.
     The following table provides the current year and estimated future amortization expense for amortized intangible assets.

(in millions)	Core	Other (1)	Total
	deposit
	intangibles
Year ended December 31, 2006	$112	$100	$212

Estimate for year ended December 31,
2007	$102	$93	$195
2008	94	82	176
2009	86	75	161
2010	77	70	147
2011	19	61	80

(1)	Includes amortized commercial MSRs and credit card and other intangibles.
     We based our projections of amortization expense shown above on existing asset balances at December 31, 2006. Future amortization expense may vary based on additional core deposit or other intangibles acquired through business combinations.

Note 9: Goodwill

The changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis were:

(in millions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company
December 31, 2004	$7,291	$3,037	$353	$10,681
Reduction in goodwill related to divested businesses	(31)	(3)	—	(34)
Goodwill from business combinations	125	13	—	138
Realignment of automobile financing business	(11)	—	11	—
Foreign currency translation adjustments	—	—	2	2

December 31, 2005	7,374	3,047	366	10,787

Goodwill from business combinations	30	458	—	488
Realignment of businesses (primarily insurance)	(19)	19	—	—

December 31, 2006	$7,385	$3,524	$366	$11,275

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
     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments; some is allocated at the enterprise level. See Note 19 for further information on management reporting. The balances of goodwill for management reporting were:

(in millions)	Community	Wholesale	Wells Fargo	Enterprise	Consolidated
	Banking	Banking	Financial		Company
December 31, 2005	$3,516	$1,108	$366	$5,797	$10,787
December 31, 2006	3,538	1,574	366	5,797	11,275

Note 10: Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $51,188 million and $74,023 million at December 31, 2006 and 2005, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2006
2007	$45,054
2008	3,571
2009	1,182
2010	590
2011	535
Thereafter	256

Total	$51,188

     Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $26,522 million and $56,123 million at December 31, 2006 and 2005, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2006
Three months or less	$15,289
After three months through six months	6,440
After six months through twelve months	2,943
After twelve months	1,850

Total	$26,522

     Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent a major portion of all of our foreign deposit liabilities of $26,200 million and $14,621 million at December 31, 2006 and 2005, respectively.
     Demand deposit overdrafts of $673 million and $618 million were included as loan balances at December 31, 2006 and 2005, respectively.

Note 11: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

(in millions)	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Commercial paper and other short-term borrowings	$1,122	4.06%	$3,958	3.80%	$6,225	2.40%
Federal funds purchased and securities sold under agreements to repurchase	11,707	4.88	19,934	3.99	15,737	2.04

Total	$12,829	4.81	$23,892	3.96	$21,962	2.14

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$7,701	4.61%	$9,548	3.09%	$10,010	1.56%
Federal funds purchased and securities sold under agreements to repurchase	13,770	4.62	14,526	3.09	16,120	1.22

Total	$21,471	4.62	$24,074	3.09	$26,130	1.35

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$14,580	N/A	$15,075	N/A	$16,492	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	16,910	N/A	22,315	N/A	22,117	N/A

N/A — Not applicable.

(1)	Highest month-end balance in each of the last three years was in February 2006, January 2005 and July 2004.

(2)	Highest month-end balance in each of the last three years was in May 2006, August 2005 and June 2004.

Note 12: Long-Term Debt

Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, where applicable):

(in millions)			December 31		,
	Maturity	Stated	2006	2005
	date(s)	interest
		rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-Rate Notes (1)	2007-2035	2.20-6.75%	$21,225	$16,081
Floating-Rate Notes	2007-2046	Varies	21,917	21,711
Extendable Notes (2)	2008-2015	Varies	10,000	10,000
Equity-Linked Notes	2007-2014	0.23-4.24%	372	444
Convertible Debenture (3)	2033	Varies	3,000	3,000

Total senior debt — Parent			56,514	51,236

Subordinated
Fixed-Rate Notes (1)	2011-2023	4.625-6.65%	4,560	4,558
FixFloat Notes	2012	4.00% through mid-2007, varies	300	300

Total subordinated debt — Parent			4,860	4,858

Junior Subordinated
Fixed-Rate Notes (1)(4)(5)	2031-2036	5.625-7.00%	4,022	3,247

Total junior subordinated debt — Parent			4,022	3,247

Total long-term debt — Parent			65,396	59,341

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)
Senior
Fixed-Rate Notes (1)	2007-2011	1.16-5.375%	173	256
Floating-Rate Notes	2007-2034	Varies	2,174	3,138
FHLB Notes and Advances	2012	5.20%	203	203
Equity-Linked Notes	2007-2019	0.53-5.79%	985	229
Obligations of subsidiaries under capital leases (Note 7)			12	14

Total senior debt — WFB, N.A.			3,547	3,840

Subordinated
Fixed-Rate Notes (1)	2010-2036	4.75-7.55%	6,264	4,330
Floating-Rate Notes	2016	Varies	500	—
Other notes and debentures	2007-2013	4.70-12.00%	13	13

Total subordinated debt — WFB, N.A.			6,777	4,343

Total long-term debt — WFB, N.A.			10,324	8,183

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)
Senior
Fixed-Rate Notes	2007-2034	2.67-7.47%	7,654	7,159
Floating-Rate Notes	2007-2010	Varies	1,970	1,714

Total long-term debt — WFFI			$9,624	$8,873

(1)	We entered into interest rate swap agreements for a major portion of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average one-month, three-month or six-month London Interbank Offered Rate (LIBOR).

(2)	The extendable notes are floating-rate securities with an initial maturity of 13 months, which can be extended on a rolling monthly basis to a final maturity of 5 years at the investor’s option.

(3)	On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In November 2004, we amended the indenture under which the debentures were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion. We then made an irrevocable election under the indenture on December 15, 2004, that upon conversion of the debentures, we must satisfy the accreted value of the obligation (the amount accrued to the benefit of the holder exclusive of the conversion spread) in cash and may satisfy the conversion spread (the excess conversion value over the accreted value) in either cash or stock. We can also redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.

(4)	Effective December 31, 2003, as a result of the adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), we deconsolidated certain wholly-owned trusts formed for the sole purpose of issuing trust preferred securities (the Trusts). The junior subordinated debentures held by the Trusts are included in the Company’s long-term debt.

(5)	On December 5, 2006, Wells Fargo Capital X issued 5.95% Capital Securities and used the proceeds to purchase from the Parent 5.95% Capital Efficient Notes (the Notes) due 2086 (scheduled maturity 2036). When it issued the Notes, the Parent entered into a Replacement Capital Covenant (the Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Notes or the Capital Securities on or before December 1, 2066, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Covenant. For more information, refer to the Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed December 5, 2006.
(continued on following page)

(continued from previous page)

(in millions)			December 31		,
	Maturity	Stated	2006	2005
	date(s)	interest
		rate(s)
Other consolidated subsidiaries
Senior
Fixed-Rate Notes	2007-2049	0.50-8.00%	$378	$502
Floating-Rate FHLB Advances	2008-2009	Varies	500	500
Other notes and debentures — Floating-Rate	2012-2037	Varies	404	14

Total senior debt — Other consolidated subsidiaries			1,282	1,016

Subordinated
Fixed-Rate Notes (1)	2008	6.25%	209	1,138
Other notes and debentures — Floating-Rate	2011-2016	Varies	78	66

Total subordinated debt — Other consolidated subsidiaries			287	1,204

Junior Subordinated
Fixed-Rate Notes (4)	2029-2031	9.875-10.18%	56	869
Floating-Rate Notes (4)	2027-2034	Varies	176	182

Total junior subordinated debt — Other consolidated subsidiaries			232	1,051

Total long-term debt — Other consolidated subsidiaries			1,801	3,271

Total long-term debt			$87,145	$79,668

     The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2006, follow.

(in millions)	Parent	Company
2007	$10,815	$14,741
2008	8,629	11,282
2009	5,881	7,358
2010	8,383	10,472
2011	10,253	13,469
Thereafter	21,435	29,823

Total	$65,396	$87,145

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2006, we were in compliance with all the covenants.

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

	Shares issued		Carrying amount
	and outstanding		(in millions)		Adjustable
	December 31,		December 31,		dividend rate
	2006	2005	2006	2005	Minimum	Maximum
ESOP Preferred Stock (1):
2006	115,521	—	$116	$—	10.75%	11.75%
2005	84,284	102,184	84	102	9.75	10.75
2004	65,180	74,880	65	75	8.50	9.50
2003	44,843	52,643	45	53	8.50	9.50
2002	32,874	39,754	33	40	10.50	11.50
2001	22,303	28,263	22	28	10.50	11.50
2000	14,142	19,282	14	19	11.50	12.50
1999	4,094	6,368	4	6	10.30	11.30
1998	563	1,953	1	2	10.75	11.75
1997	—	136	—	—	9.50	10.50

Total ESOP Preferred Stock	383,804	325,463	$384	$325

Unearned ESOP shares (2)			$(411)	$(348)

(1)	Liquidation preference $1,000. At December 31, 2006 and 2005, additional paid-in capital included $27 million and $23 million, respectively, related to preferred stock.

(2)	In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 14.

Note 14: Common Stock and Stock Plans

Common Stock
Our reserved, issued and authorized shares of common stock at December 31, 2006, were:

Number of shares
Dividend reinvestment and common stock purchase plans	11,770,843
Director plans	1,165,176
Stock plans (1)	525,694,478

Total shares reserved	538,630,497
Shares issued	3,472,762,050
Shares not reserved	1,988,607,453

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k) and compensation deferral plans.
Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.
Employee Stock Plans
We offer several stock-based employee compensation plans, which are described below. Effective January 1, 2006, we adopted FAS 123(R), Share-Based Payment, using the “modified prospective” transition method. FAS 123(R) requires that we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted share rights (RSRs), based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to retirement-eligible employees are subject to immediate expensing upon grant. Total stock option compensation expense was $134 million in 2006, with a related recognized tax benefit of $50 million. Stock option expense is based on the fair value of the awards at the date of grant and includes expense for awards granted in 2006 and expense for awards granted prior to January 1, 2006, all or a portion of which vested in 2006. Prior to January 1, 2006, we did not record any compensation expense for stock options.
LONG-TERM INCENTIVE COMPENSATION PLANS  Our stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance awards and stock awards without restrictions. Options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Options granted in 2003 and prior generally become exercisable over three years from the date of grant. Options granted in 2004 and 2005 generally were fully vested upon grant. Options granted in 2006 generally become exercisable over three years from the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled.
     Options granted prior to 2004 may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Reload grants are fully vested upon grant and are expensed immediately under FAS 123(R) beginning in 2006.
     The total number of shares of common stock available for grant under the plans at December 31, 2006, was 187,475,498.
     Holders of RSRs are entitled to the related shares of common stock at no cost generally over three to five years after the RSRs were granted. Holders of RSRs generally are entitled to receive cash payments equal to the cash dividends that would have been paid had the RSRs been issued and outstanding shares of common stock. Except in limited circumstances, RSRs are canceled when employment ends.
     The compensation expense for RSRs equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. Total compensation expense for RSRs was not significant in 2006 or 2005.
     For various acquisitions and mergers, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.
BROAD-BASED PLAN  In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who generally were not included in the long-term incentive compensation plans described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2006, was 108,000,000, including 9,557,140 shares available for grant. The exercise date of options granted under the PartnerShares Plan is the earlier of (1) five years after the date of grant or (2) when the quoted market price of the stock reaches a predetermined price. These options generally expire 10 years after the date of grant. No options have been granted under the PartnerShares Plan since 2002. Because the exercise price of each PartnerShares grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we did not recognize any compensation expense in 2005 and prior years. In 2006, under FAS 123(R), we began to recognize expense related to these grants, based on the remaining vesting period.
Director Plans
We provide a stock award to non-employee directors as part of their annual retainer under our director plans. We also provide annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. The options can be exercised after six months and through the tenth anniversary of the grant date.
     The table below summarizes stock option activity and related information for 2006.

	Number	Weighted-average	Weighted-average		Aggregate
		exercise price	remaining contractual		intrinsic value
			term (in yrs.	)	(in millions	)
Long-Term Incentive Compensation Plans
Options outstanding as of December 31, 2005	221,182,224	$24.82
Granted	46,962,990	32.80
Canceled or forfeited	(1,371,700)	31.18
Exercised	(43,656,832)	22.84

Options outstanding as of December 31, 2006	223,116,682	26.85	5.9		$1,947

As of December 31, 2006:
Options exercisable and expected to be exercisable (1)	221,933,695	26.82	5.9		1,943
Options exercisable	185,775,820	25.81	5.2		1,816
Broad-Based Plan
Options outstanding as of December 31, 2005	48,985,522	$22.75
Canceled or forfeited	(2,217,334)	24.78
Exercised	(8,757,398)	20.40

Options outstanding as of December 31, 2006	38,010,790	23.18	4.1		$471

As of December 31, 2006:
Options exercisable and expected to be exercisable (1)	38,010,790	23.18	4.1		471
Options exercisable	20,444,040	21.39	3.1		290
Director Plans
Options outstanding as of December 31, 2005	779,028	$24.33
Granted	91,219	32.69
Exercised	(75,636)	15.21

Options outstanding as of December 31, 2006	794,611	26.16	5.7		$7

As of December 31, 2006:
Options exercisable and expected to be exercisable (1)	794,611	26.16	5.7		7
Options exercisable	791,106	26.12	5.7		7

(1)	Adjusted for estimated forfeitures.

     As of December 31, 2006, there was $89 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 2.2 years.
     The total intrinsic value of options exercised during 2006 and 2005 was $617 million and $384 million, respectively.
     Cash received from the exercise of options for 2006 and 2005 was $1,092 million and $819 million, respectively. The actual tax benefit recognized in stockholders’ equity for the tax deductions from the exercise of options totaled $229 million and $143 million, respectively, for 2006 and 2005.
     We do not have a specific policy on repurchasing shares to satisfy share option exercises. Rather, we have a general policy on repurchasing shares to meet common stock issuance requirements for our benefit plans (including share option exercises), conversion of its convertible securities, acquisitions, and other corporate purposes. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
     Effective with the adoption of FAS 123(R), the fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of options granted is generally based on the historical exercise behavior of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. The expected dividend is based on the current dividend, our historical pattern of dividend increases and the current market price of our stock.
     Prior to the adoption of FAS 123(R), we also used a Black-Scholes valuation model to estimate the fair value of options granted for the pro forma disclosures of net income and earnings per common share that were required by FAS 123.
     Effective with the adoption of FAS 123(R), we changed our method of estimating our volatility assumption. Prior to 2006, we used a volatility based on historical stock price changes. Effective January 1, 2006, we used a volatility based on a combination of historical stock price changes and implied volatilities of traded options as both volatilities are relevant in estimating our expected volatility.
     The following table presents the weighted-average per share fair value of options granted and the assumptions used, based on a Black-Scholes option valuation model.

	Year ended December 31		,
	2006	2005	2004
Per share fair value of options granted:
Long-Term Incentive Compensation Plans	$4.03	$3.75	$4.66
Director Plans	4.67	3.13	4.67
Expected volatility	15.9%	16.1%	23.8%
Expected dividends	3.4	3.4	3.4
Expected term (in years)	4.3	4.4	4.4
Risk-free interest rate	4.5%	4.0%	2.9%

     The weighted-average grant-date fair value of RSRs granted during 2005 was $30.78. At December 31, 2006, there was $2 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 3.0 years. The total fair value of RSRs that vested during 2006 and 2005 was $3 million and $4 million, respectively.
     A summary of the status of our RSRs at December 31, 2006, and changes during 2006 is in the following table:

	Number	Weighted-average
		grant-date
		fair value
Nonvested at January 1, 2006	212,366	$26.92
Granted	26,580	33.90
Vested	(91,800)	24.75

Nonvested at December 31, 2006	147,146	29.53

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
     The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

(in millions, except shares)	Shares outstanding				Dividends paid
	December 31			,	Year ended December 31			,
	2006	2005	2004		2006	2005	2004
Allocated shares (common)	74,536,040	73,835,002	67,843,516		$79	$71	$61
Unreleased shares (preferred)	383,804	325,463	269,563		47	39	32
Fair value of unearned ESOP shares	$384	$325	$270

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
     We did not make a contribution in 2006 to our Cash Balance Plan because a contribution was not required and the Plan was well-funded. Although we will not be required to make a contribution in 2007 for the Cash Balance Plan, our decision on how much to contribute, if any, will be based on the maximum deductible contribution under the Internal Revenue Code, which has not yet been determined, and other factors, including the actual investment performance of plan assets during 2007. Given these uncertainties, we cannot estimate at this time the amount that we will contribute in 2007 to the Cash Balance Plan. The total amount contributed for our other pension plans in 2006 was $50 million. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2007, which equals the benefits paid under the plans. In 2006, we paid $74 million in benefits for the postretirement plans, which included $35 million in retiree contributions and $33 million for the unfunded pension plans.
     We sponsor defined contribution retirement plans including the 401(k) Plan. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 25% of their pre-tax certified compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s certified compensation. The matching contributions generally vest over four years.
     Expenses for defined contribution retirement plans were $373 million, $370 million and $356 million in 2006, 2005 and 2004, respectively.
     We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
     The information set forth in the following tables is based on current actuarial reports using the measurement date of November 30 for our pension and postretirement benefit plans.
     On September 29, 2006, the FASB issued FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires us to recognize in our balance sheet as of December 31, 2006, the funded status of our pension and other postretirement plans. Beginning January 1, 2007, we will be required to recognize changes in our plans’ funded status in the year in which the changes occur in other comprehensive income.
     We adopted FAS 158 effective December 31, 2006. The following table provides the incremental effect of adopting FAS 158 on individual line items in the balance sheet at December 31, 2006.

(in millions)	Before		After
	adoption		adoption
	of FAS 158	Adjustments	of FAS 158
Other assets	$30,000	$(457)	$29,543
Total assets	482,453	(457)	481,996
Accrued expenses and other liabilities	25,958	(55)	25,903
Total liabilities	436,175	(55)	436,120
Cumulative other comprehensive income	704	(402)	302
Total stockholders’ equity	46,278	(402)	45,876
Total liabilities and stockholders’ equity	482,453	(457)	481,996

     The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets during 2006 and 2005, the funded status at December 31, 2006 and 2005, and the amounts recognized in the balance sheet at December 31, 2006, were:

(in millions)	December 31					,
	2006			2005
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$4,045	$277	$709	$3,777	$228	$751
Service cost	247	16	15	208	21	21
Interest cost	224	16	39	220	14	41
Plan participants’ contributions	—	—	35	—	—	29
Amendments	18	—	(11)	37	—	(44)
Actuarial loss (gain)	225	31	26	43	27	(12)
Benefits paid	(317)	(39)	(74)	(242)	(13)	(78)
Foreign exchange impact	1	—	—	2	—	1

Benefit obligation at end of year	$4,443	$301	$739	$4,045	$277	$709

Change in plan assets:
Fair value of plan assets at beginning of year	$4,944	$—	$370	$4,457	$—	$329
Actual return on plan assets	703	—	37	400	—	34
Employer contribution	20	39	44	327	13	56
Plan participants’ contributions	—	—	35	—	—	29
Benefits paid	(317)	(39)	(74)	(242)	(13)	(78)
Foreign exchange impact	1	—	—	2	—	—

Fair value of plan assets at end of year	$5,351	$—	$412	$4,944	$—	$370

Funded status at end of year	$908	$(301)	$(327)	$899	$(277)	$(339)

Amounts recognized in the balance sheet at end of year:
Assets	$927	$—	$—
Liabilities	(19)	(301)	(327)

	$908	$(301)	$(327)

     Amounts recognized in accumulated other comprehensive income (pre tax) for the year ended December 31, 2006, consist of:

(in millions)	December 31, 2006
	Pension benefits
		Non-	Other
	Qualified	qualified	benefits
Net loss	$494	$76	$144
Net prior service credit	(7)	(21)	(46)
Net transition obligation	—	—	3

	$487	$55	$101

     The net loss and net prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are $44 million and $2 million, respectively. The net loss and net prior service credit for the other defined benefit postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are $5 million and $4 million, respectively.

     This table reconciles the funded status of the plans to the amounts included in the balance sheet at December 31, 2005.

(in millions)	December 31, 2005
	Pension benefits
		Non-	Other
	Qualified	qualified	benefits
Funded status (1)	$899	$(277)	$(339)
Employer contributions in December	—	2	4
Unrecognized net actuarial loss	615	42	131
Unrecognized net transition asset	—	—	3
Unrecognized prior service cost	(25)	(11)	(51)

Accrued benefit income (cost)	$1,489	$(244)	$(252)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,489	$—	$—
Accrued benefit liability	—	(245)	(252)
Accumulated other comprehensive income	—	1	—

Accrued benefit income (cost)	$1,489	$(244)	$(252)

(1)	Fair value of plan assets at year end less projected benefit obligation at year end.

     The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31				,
	2006		2005
	Pension	Other	Pension	Other
	benefits(1)	benefits	benefits(1)	benefits
Discount rate	5.75%	5.75%	5.75%	5.75%
Rate of compensation increase	4.0	—	4.0	—

(1)	Includes both qualified and nonqualified pension benefits.
     The accumulated benefit obligation for the defined benefit pension plans was $4,550 million and $4,076 million at December 31, 2006 and 2005, respectively.
     We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the Cash Balance Plan’s asset allocation for a target mix range of 40-70% equities, 20-50% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The target ranges employ a Tactical Asset Allocation overlay, which is designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of the Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
     The weighted-average allocation of plan assets was:

	Percentage of plan assets at December 31			,
	2006		2005
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets	assets	plan assets
Equity securities	70%	62%	69%	58%
Debt securities	24	35	27	40
Real estate	4	2	3	1
Other	2	1	1	1

Total	100%	100%	100%	100%

     The table below provides information for pension plans with benefit obligations in excess of plan assets, substantially due to our nonqualified pension plans.

(in millions)	December 31		,
	2006	2005
Projected benefit obligation	$399	$359
Accumulated benefit obligation	345	297
Fair value of plan assets	70	60

     The components of net periodic benefit cost were:

(in millions)	Year ended December 31								,
	2006			2005			2004
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits
Service cost	$247	$16	$15	$208	$21	$21	$170	$23	$17
Interest cost	224	16	39	220	14	41	215	13	43
Expected return on plan assets	(421)	—	(31)	(393)	—	(25)	(327)	—	(23)
Amortization of net actuarial loss (1)	56	6	5	68	3	6	51	1	2
Amortization of prior service cost	—	(1)	(4)	(4)	(2)	(1)	(1)	(1)	(1)
Special termination benefits	2	—	—	—	—	—	—	—	—
Curtailment gain	—	—	(9)	—	—	—	—	—	—
Settlement	5	3	—	—	—	—	(2)	2	—

Net periodic benefit cost	$113	$40	$15	$99	$36	$42	$106	$38	$38

(1)	Net actuarial loss is generally amortized over five years.

     The weighted-average assumptions used to determine the net periodic benefit cost were:

	Year ended December 31						,
	2006		2005		2004
	Pension	Other	Pension	Other	Pension	Other
	benefits (1)	benefits	benefits (1)	benefits	benefits (1)	benefits
Discount rate	5.75%	5.75%	6.0%	6.0%	6.5%	6.5%
Expected return on plan assets	8.75	8.75	9.0	9.0	9.0	9.0
Rate of compensation increase	4.0	—	4.0	—	4.0	—

(1)	Includes both qualified and nonqualified pension benefits.

     The long-term rate of return assumptions above were derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.
     To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of 9% (before age 65) and 10% (after age 65) for health care costs for 2007. The rates of average annual increases are assumed to trend down 1% each year until the trend rates reach an ultimate trend of 5% in 2011 (before age 65) and 2012 (after age 65). Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2006, by $52 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2006 by $4 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2006, by $46 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2006 by $3 million.
     The investment strategy for assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust and other pension plans is maintained separate from the strategy for the assets in the Cash Balance Plan. The general target asset mix is 55–65% equities and 35–45% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.
     Future benefits, reflecting expected future service that we expect to pay under the pension and other benefit plans, follow.

(in millions)	Pension benefits		Other
	Qualified	Non-qualified	benefits
Year ended December 31,
2007	$354	$33	$54
2008	410	32	57
2009	403	40	59
2010	384	34	62
2011	325	38	65
2012-2016	2,185	174	348

     Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as follows:

(in millions)	Other benefits
subsidy receipts
Year ended December 31,
2007	$7
2008	7
2009	8
2010	8
2011	8
2012-2016	45

Other Expenses
Expenses exceeding 1% of total interest income and noninterest income that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31			,
	2006	2005	2004
Outside professional services	$942	$835	$669
Contract services	579	596	626
Travel and entertainment	542	481	442
Advertising and promotion	456	443	459
Outside data processing	437	449	418

Note 16: Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31			,
	2006	2005	2004
Current:
Federal	$2,993	$2,627	$2,815
State and local	438	346	354
Foreign	239	91	154

	3,670	3,064	3,323

Deferred:
Federal	521	715	379
State and local	72	98	53

	593	813	432

Total	$4,263	$3,877	$3,755

     The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $229 million, $143 million and $175 million for 2006, 2005 and 2004, respectively.
     We had a net deferred tax liability of $6,018 million and $5,595 million at December 31, 2006 and 2005, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities are presented in the table to the right.
     We have determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. Our conclusion that it is “more likely than not” that the deferred tax assets will be realized is based on federal taxable income in excess of $19 billion in the carry-back period, substantial state taxable income in the carry-back period, as well as a history of growth in earnings.

(in millions)	December 31		,
	2006	2005
Deferred Tax Assets
Allowance for loan losses	$1,430	$1,471
Deferred compensation and employee benefits	484	156
Other	1,140	807

Total deferred tax assets	3,054	2,434

Deferred Tax Liabilities
Mortgage servicing rights	4,234	3,517
Leasing	2,349	2,430
Mark to market, net	972	708
Net unrealized gains on securities available for sale	342	368
Other	1,175	1,006

Total deferred tax liabilities	9,072	8,029

Net Deferred Tax Liability	$6,018	$5,595

     Deferred taxes related to net unrealized gains and losses on securities available for sale and derivatives, and the implementation of FAS 158, had no effect on income tax expense as these items, net of taxes, were recorded in cumulative other comprehensive income.
     The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.

(in millions)	Year ended December 31					,
	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$4,461	35.0%	$4,042	35.0%	$3,769	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	331	2.6	289	2.5	265	2.5
Tax-exempt income and tax credits	(356)	(2.8)	(327)	(2.8)	(224)	(2.1)
Other	(173)	(1.4)	(127)	(1.1)	(55)	(0.5)

Effective income tax expense and rate	$4,263	33.4%	$3,877	33.6%	$3,755	34.9%

Note 17: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
     At December 31, 2006, 2005 and 2004, options to purchase 6.7 million, 9.7 million and 6.7 million shares, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price, and therefore they were antidilutive.

(in millions, except per share amounts)	Year ended December 31			,
	2006	2005	2004
Net income (numerator)	$8,482	$7,671	$7,014

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	3,368.3	3,372.5	3,384.4

Per share	$2.52	$2.27	$2.07

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	3,368.3	3,372.5	3,384.4
Add: Stock options	41.7	37.8	41.5
Restricted share rights	0.1	0.6	0.8

Diluted average common shares outstanding (denominator)	3,410.1	3,410.9	3,426.7

Per share	$2.49	$2.25	$2.05

Note 18: Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Year ended December 31								,
	2006			2005			2004
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	effect	tax	tax	effect	tax	tax	effect	tax
Translation adjustments	$—	$—	$—	$8	$3	$5	$20	$8	$12

Securities available for sale and other interests held:
Net unrealized gains (losses) arising during the year	264	93	171	(401)	(143)	(258)	35	12	23
Reclassification of gains included in net income	(326)	(124)	(202)	(64)	(24)	(40)	(72)	(27)	(45)

Net unrealized losses arising during the year	(62)	(31)	(31)	(465)	(167)	(298)	(37)	(15)	(22)

Derivatives and hedging activities:
Net unrealized gains (losses) arising during the year	46	16	30	349	134	215	(376)	(137)	(239)
Reclassification of net losses (gains) on cash flow hedges included in net income	64	24	40	(335)	(128)	(207)	413	152	261

Net unrealized gains arising during the year	110	40	70	14	6	8	37	15	22

Other comprehensive income	$48	$9	$39	$(443)	$(158)	$(285)	$20	$8	$12

Cumulative other comprehensive income balances were:

(in millions)	Translation	Defined		Net unrealized	Net unrealized	Cumulative
	adjustments	benefit		gains (losses)	gains on	other
		pension		on securities	derivatives and	comprehensive
		plans		and other	other hedging	income
				interests held	activities
Balance, December 31, 2003	$12	$—		$913	$13	$938

Net change	12	—		(22)	22	12

Balance, December 31, 2004	24	—		891	35	950

Net change	5	—		(298)	8	(285)

Balance, December 31, 2005	29	—		593	43	665

Net change	—	(402	)(1)	(31)	70	(363)

Balance, December 31, 2006	$29	$(402)		$562	$113	$302

(1)	Adoption of FAS 158.

Note 19: Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our insurance business into Wholesale Banking in 2006, results for prior periods have been revised.
     The Community Banking Group offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, securities brokerage through affiliates and venture capital financing. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds, as well as personal trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs), time deposits and debit cards.
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
     The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income and equity sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance and investment banking services. Wholesale Banking manages and administers institutional investments, employee benefit trusts and mutual funds, including the Wells Fargo Advantage Funds. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.
     Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct consumer and real estate loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States, and in Canada and the Pacific Rim. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States, Canada and Puerto Rico. Wells Fargo Financial also provides credit cards and lease and other commercial financing.
     The “Other” Column consists of unallocated goodwill balances held at the enterprise level. This column also may include separately identified transactions recorded at the enterprise level for management reporting.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Other (2)	Consolidated
	Banking	Banking	Financial		Company
2006
Net interest income (1)	$13,117	$2,924	$3,910	$—	$19,951
Provision for credit losses	887	16	1,301	—	2,204
Noninterest income	9,915	4,310	1,515	—	15,740
Noninterest expense	13,822	4,114	2,806	—	20,742

Income before income tax expense	8,323	3,104	1,318	—	12,745
Income tax expense	2,792	1,018	453	—	4,263

Net income	$5,531	$2,086	$865	$—	$8,482

2005
Net interest income (1)	$12,702	$2,393	$3,409	$—	$18,504
Provision for credit losses	895	1	1,487	—	2,383
Noninterest income	9,418	3,756	1,271	—	14,445
Noninterest expense	12,972	3,487	2,559	—	19,018

Income before income tax expense	8,253	2,661	634	—	11,548
Income tax expense	2,780	872	225	—	3,877

Net income	$5,473	$1,789	$409	$—	$7,671

2004
Net interest income (1)	$12,018	$2,210	$2,922	$—	$17,150
Provision for credit losses	787	62	868	—	1,717
Noninterest income	8,212	3,432	1,265	—	12,909
Noninterest expense	11,978	3,062	2,357	176	17,573

Income (loss) before income tax expense (benefit)	7,465	2,518	962	(176)	10,769
Income tax expense (benefit)	2,633	839	345	(62)	3,755

Net income (loss)	$4,832	$1,679	$617	$(114)	$7,014

2006
Average loans	$178.0	$71.4	$57.5	$—	$306.9
Average assets	320.2	97.1	62.9	5.8	486.0
Average core deposits	231.4	28.5	0.1	—	260.0
2005
Average loans	$187.0	$62.2	$46.9	$—	$296.1
Average assets	297.7	89.6	52.7	5.8	445.8
Average core deposits	218.2	24.6	—	—	242.8

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments.The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides to other segments.

(2)	In 2004, a $176 million loss on debt extinguishment was recorded at the enterprise level.

Note 20: Securitizations and Variable Interest Entities

We routinely originate, securitize and sell into the secondary market home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgages and auto receivables. We typically retain the servicing rights from these sales and may continue to hold other interests. Through these securitizations, which are structured without recourse to us and with no restrictions on the other interests held, we may be exposed to a liability under standard representations and warranties we make to purchasers and issuers. The amount recorded for this liability was not material to our consolidated financial statements at year-end 2006 or 2005. We do not have significant credit risks from the other interests held.
     We recognized gains of $399 million from sales of financial assets in securitizations in 2006 and $326 million in 2005. Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31				,
	2006		2005
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets
Sales proceeds from securitizations	$50,767	$103	$40,982	$225
Servicing fees	229	—	154	—
Cash flows on other interests held	259	3	560	6

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
     For securitizations completed in 2006 and 2005, we used the following assumptions to determine the fair value of mortgage servicing rights and other interests held at the date of securitization.

	Mortgage		Other
	servicing rights		interests held
	2006	2005	2006	2005
Prepayment speed (annual CPR (1)) (2)	15.7%	16.9%	13.9%	12.7%
Life (in years) (2)	5.8	5.6	7.0	7.0
Discount rate (2)	10.5%	10.1%	10.0%	10.2%

(1)	Constant prepayment rate.

(2)	Represents weighted averages for all other interests held resulting from securitizations completed in 2006 and 2005.
     At December 31, 2005, we also retained some AAA-rated floating-rate mortgage-backed securities, which were sold in 2006. The fair value at the date of securitization was determined using quoted market prices. The implied CPR, life, and discount spread to the London Interbank Offered Rate (LIBOR) curve at the date of securitization is presented in the following table.

Other interests held – AAA
mortgage-backed securities
2005
Prepayment speed (annual CPR)	26.8%
Life (in years)	2.4
Discount spread to LIBOR curve	0.22%

     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2006, for mortgage servicing rights, both purchased and retained, and other interests held related to residential mortgage loan securitizations are presented in the following table.

($ in millions)	Mortgage	Other
	servicing rights	interests held
Fair value of interests held	$18,047	$367
Expected weighted-average life (in years)	5.6	6.3
Prepayment speed assumption (annual CPR)	12.4%	10.4%
Decrease in fair value from 10% adverse change	$616	$14
Decrease in fair value from 25% adverse change	1,439	33
Discount rate assumption	10.8%	11.3%
Decrease in fair value from 100 basis point adverse change	$651	$13
Decrease in fair value from 200 basis point adverse change	1,253	24

     The sensitivities in the previous table are hypothetical and should be relied on with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the previous table, the effect of a variation in a particular assumption on the fair value of the other interests held is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.

     This table presents information about the principal balances of owned and securitized loans.

(in millions)	December 31					,	Year ended December 31		,
	Total loans		(1)	Delinquent loans		(2)	Net charge-offs (recoveries		)
	2006	2005		2006	2005		2006	2005
Commercial and commercial real estate:
Commercial	$70,779	$61,552		$346	$304		$303	$273
Other real estate mortgage	44,834	45,042		178	344		(33)	11
Real estate construction	15,935	13,406		81	40		(1)	(7)
Lease financing	5,614	5,400		29	45		9	14

Total commercial and commercial real estate	137,162	125,400		634	733		278	291
Consumer:
Real estate 1-4 family first mortgage	114,676	136,261		929	709		77	90
Real estate 1-4 family junior lien mortgage	68,926	59,143		275	194		118	105
Credit card	14,697	12,009		262	159		409	467
Other revolving credit and installment	54,036	48,287		804	470		1,148	1,115

Total consumer	252,335	255,700		2,270	1,532		1,752	1,777
Foreign	6,983	5,930		94	71		210	239

Total loans owned and securitized	396,480	387,030		$2,998	$2,336		$2,240	$2,307

Less:
Securitized loans	43,546	35,047
Mortgages held for sale	33,097	40,534
Loans held for sale	721	612

Total loans held	$319,116	$310,837

(1)	Represents loans in the balance sheet or that have been securitized, but excludes securitized loans that we continue to service but as to which we have no other continuing involvement.

(2)	Includes nonaccrual loans and loans 90 days or more past due and still accruing.

     We are a variable interest holder in certain special-purpose entities that are consolidated because we absorb a majority of each entity’s expected losses, receive a majority of each entity’s expected returns or both. We do not hold a majority voting interest in these entities. Our consolidated variable interest entities (VIEs), substantially all of which were formed to invest in securities and to securitize real estate investment trust securities, had approximately $3.4 billion and $2.5 billion in total assets at December 31, 2006 and 2005, respectively. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities, and issuing beneficial interests secured by those securities to investors. The creditors of a majority of these consolidated entities have no recourse against us.
     We also hold variable interests greater than 20% but less than 50% in certain special-purpose entities formed to provide affordable housing and to securitize corporate debt that had approximately $2.9 billion in total assets at both December 31, 2006 and 2005. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $980 million and $870 million at December 31, 2006 and 2005, respectively, predominantly representing investments in entities formed to invest in affordable housing. However, we expect to recover our investment over time, primarily through realization of federal low-income housing tax credits.

Note 21: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.
     Effective January 1, 2006, upon adoption of FAS 156, we remeasured our residential mortgage servicing rights (MSRs) at fair value and recognized a pre-tax adjustment of $158 million to residential MSRs and recorded a corresponding cumulative effect adjustment of $101 million (after tax) to increase the 2006 beginning balance of retained earnings in stockholders’ equity. The table below reconciles the December 31, 2005, and the January 1, 2006, balance of MSRs.

	Residential	Commercial	Total
(in millions)	MSRs	MSRs	MSRs
Balance at December 31, 2005	$12,389	$122	$12,511
Remeasurement upon adoption of FAS 156	158	—	158

Balance at January 1, 2006	$12,547	$122	$12,669

     The changes in residential MSRs measured using the fair value method were:

(in millions)	Year ended December 31, 2006
Fair value, beginning of year	$ 12,547
Purchases	3,859
Servicing from securitizations or asset transfers	4,107
Sales	(469)
Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(9)
Other changes in fair value (2)	(2,444)

Fair value, end of year	$ 17,591

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.
     The changes in amortized MSRs were:

(in millions)	Year ended December 31		,
	2006	2005	2004
Balance, beginning of year	$122	$9,466	$8,848
Purchases (1)	278	2,683	1,353
Servicing from securitizations or asset transfers (1)	11	2,652	1,769
Amortization	(34)	(1,991)	(1,826)
Write-down	—	—	(169)
Other (includes changes due to hedging)	—	888	(509)

Balance, end of year	$377	$13,698	$9,466

Valuation allowance:
Balance, beginning of year	$—	$1,565	$1,942
Reversal of provision for MSRs in excess of fair value	—	(378)	(208)
Write-down of MSRs	—	—	(169)

Balance, end of year	$—	$1,187	$1,565

Amortized MSRs, net	$377	$12,511	$7,901

Fair value of amortized MSRs:
Beginning of year	$146	$7,913	$6,914
End of year	457	12,693	7,913

(1)	Based on December 31, 2006, assumptions, the weighted-average amortization period for MSRs added during the year was approximately 14.9 years.

     The components of our managed servicing portfolio were:

(in billions)	December 31		,
	2006	2005
Loans serviced for others (1)	$1,280	$871
Owned loans serviced (2)	86	118

Total owned servicing	1,366	989
Sub-servicing	19	27

Total managed servicing portfolio	$1,385	$1,016

Ratio of MSRs to related loans serviced for others	1.41%	1.44%

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.

(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.
     The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31			,
	2006	2005	2004
Servicing income, net:
Servicing fees (1)	$3,525	$2,457	$2,101
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(9)	—	—
Other changes in fair value (3)	(2,444)	—	—
Amortization	(34)	(1,991)	(1,826)
Reversal of provision for MSRs in excess of fair value	—	378	208
Net derivative gains (losses):
Fair value accounting hedges (4)	—	(46)	554
Economic hedges (5)	(145)	189	—

Total servicing income, net	893	987	1,037
Net gains on mortgage loan origination/sales activities	1,116	1,085	539
All other	302	350	284

Total mortgage banking noninterest income	$2,311	$2,422	$1,860

Market-related valuation changes to MSRs, net of hedge results (2) + (5)	$(154)

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues. Also includes impairment write-downs on other interests held of $26 million for 2006. There were no impairment write-downs for 2005 or 2004.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Results related to MSRs fair value hedging activities under FAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended), consist of gains and losses excluded from the evaluation of hedge effectiveness and the ineffective portion of the change in the value of these derivatives. Gains and losses excluded from the evaluation of hedge effectiveness are those caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time). See Note 26 — Fair Value Hedges for additional discussion and detail.

(5)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 26 — Free-Standing Derivatives for additional discussion and detail.

Note 22: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its wholly-owned subsidiaries (WFFI). In 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. The Parent also guaranteed all outstanding term debt securities of Wells Fargo
Financial Canada Corporation (WFFCC), WFFI’s wholly-owned Canadian subsidiary. WFFCC has continued to issue term debt securities and commercial paper in Canada, fully guaranteed by the Parent. The Wells Fargo Financial business segment for management reporting (see Note 19) consists of WFFI and other affiliated consumer finance entities managed by WFFI that are included within other consolidating subsidiaries in the following tables.

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
Year ended December 31, 2006
Dividends from subsidiaries:
Bank	$2,176	$—	$—	$(2,176)	$—
Nonbank	876	—	—	(876)	—
Interest income from loans	—	5,283	20,370	(42)	25,611
Interest income from subsidiaries	3,266	—	—	(3,266)	—
Other interest income	103	102	6,428	(5)	6,628

Total interest income	6,421	5,385	26,798	(6,365)	32,239

Deposits	—	—	7,174	—	7,174
Short-term borrowings	436	381	1,065	(890)	992
Long-term debt	3,197	1,758	710	(1,543)	4,122

Total interest expense	3,633	2,139	8,949	(2,433)	12,288

NET INTEREST INCOME	2,788	3,246	17,849	(3,932)	19,951
Provision for credit losses	—	1,061	1,143	—	2,204

Net interest income after provision for credit losses	2,788	2,185	16,706	(3,932)	17,747

NONINTEREST INCOME
Fee income — nonaffiliates	—	285	8,946	—	9,231
Other	180	259	6,126	(56)	6,509

Total noninterest income	180	544	15,072	(56)	15,740

NONINTEREST EXPENSE
Salaries and benefits	95	1,128	10,704	—	11,927
Other	22	976	8,753	(936)	8,815

Total noninterest expense	117	2,104	19,457	(936)	20,742

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,851	625	12,321	(3,052)	12,745
Income tax expense (benefit)	(165)	205	4,223	—	4,263
Equity in undistributed income of subsidiaries	5,466	—	—	(5,466)	—

NET INCOME	$8,482	$420	$8,098	$(8,518)	$8,482

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
Year ended December 31, 2005
Dividends from subsidiaries:
Bank	$4,675	$—	$—	$(4,675)	$—
Nonbank	763	—	—	(763)	—
Interest income from loans	—	4,467	16,809	(16)	21,260
Interest income from subsidiaries	2,215	—	—	(2,215)	—
Other interest income	105	104	4,493	—	4,702

Total interest income	7,758	4,571	21,302	(7,669)	25,962

Deposits	—	—	3,848	—	3,848
Short-term borrowings	256	223	897	(632)	744
Long-term debt	2,000	1,362	598	(1,094)	2,866

Total interest expense	2,256	1,585	5,343	(1,726)	7,458

NET INTEREST INCOME	5,502	2,986	15,959	(5,943)	18,504
Provision for credit losses	—	1,582	801	—	2,383

Net interest income after provision for credit losses	5,502	1,404	15,158	(5,943)	16,121

NONINTEREST INCOME
Fee income — nonaffiliates	—	224	8,111	—	8,335
Other	298	223	5,727	(138)	6,110

Total noninterest income	298	447	13,838	(138)	14,445

NONINTEREST EXPENSE
Salaries and benefits	92	985	9,378	—	10,455
Other	50	759	8,398	(644)	8,563

Total noninterest expense	142	1,744	17,776	(644)	19,018

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	5,658	107	11,220	(5,437)	11,548
Income tax expense (benefit)	145	(2)	3,734	—	3,877
Equity in undistributed income of subsidiaries	2,158	—	—	(2,158)	—

NET INCOME	$7,671	$109	$7,486	$(7,595)	$7,671

Year ended December 31, 2004
Dividends from subsidiaries:
Bank	$3,652	$—	$—	$(3,652)	$—
Nonbank	307	—	—	(307)	—
Interest income from loans	—	3,548	13,233	—	16,781
Interest income from subsidiaries	1,117	—	—	(1,117)	—
Other interest income	91	84	4,011	—	4,186

Total interest income	5,167	3,632	17,244	(5,076)	20,967

Deposits	—	—	1,827	—	1,827
Short-term borrowings	106	47	458	(258)	353
Long-term debt	872	1,089	387	(711)	1,637

Total interest expense	978	1,136	2,672	(969)	3,817

NET INTEREST INCOME	4,189	2,496	14,572	(4,107)	17,150
Provision for credit losses	—	833	884	—	1,717

Net interest income after provision for credit losses	4,189	1,663	13,688	(4,107)	15,433

NONINTEREST INCOME
Fee income — nonaffiliates	—	223	7,319	—	7,542
Other	139	256	5,053	(81)	5,367

Total noninterest income	139	479	12,372	(81)	12,909

NONINTEREST EXPENSE
Salaries and benefits	64	944	7,916	—	8,924
Other	313	746	7,820	(230)	8,649

Total noninterest expense	377	1,690	15,736	(230)	17,573

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	3,951	452	10,324	(3,958)	10,769
Income tax expense (benefit)	(97)	159	3,693	—	3,755
Equity in undistributed income of subsidiaries	2,966	—	—	(2,966)	—

NET INCOME	$7,014	$293	$6,631	$(6,924)	$7,014

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
December 31, 2006
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$14,131	$146	$—	$(14,277)	$—
Nonaffiliates	78	324	20,704	—	21,106
Securities available for sale	920	1,725	39,990	(6)	42,629
Mortgages and loans held for sale	—	15	33,803	—	33,818
Loans	—	47,136	272,339	(359)	319,116
Loans to subsidiaries:
Bank	3,400	—	—	(3,400)	—
Nonbank	48,014	538	—	(48,552)	—
Allowance for loan losses	—	(1,193)	(2,571)	—	(3,764)

Net loans	51,414	46,481	269,768	(52,311)	315,352

Investments in subsidiaries:
Bank	43,098	—	—	(43,098)	—
Nonbank	4,616	—	—	(4,616)	—
Other assets	5,778	1,745	62,981	(1,413)	69,091

Total assets	$120,035	$50,436	$427,246	$(115,721)	$481,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$324,520	$(14,277)	$310,243
Short-term borrowings	19	7,708	18,793	(13,691)	12,829
Accrued expenses and other liabilities	3,762	1,323	22,683	(1,865)	25,903
Long-term debt	65,396	38,456	16,580	(33,287)	87,145
Indebtedness to subsidiaries	4,982	—	—	(4,982)	—

Total liabilities	74,159	47,487	382,576	(68,102)	436,120
Stockholders’ equity	45,876	2,949	44,670	(47,619)	45,876

Total liabilities and stockholders’ equity	$120,035	$50,436	$427,246	$(115,721)	$481,996

December 31, 2005
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$10,720	$255	$25	$(11,000)	$—
Nonaffiliates	74	219	20,410	—	20,703
Securities available for sale	888	1,763	39,189	(6)	41,834
Mortgages and loans held for sale	—	32	41,114	—	41,146
Loans	1	44,598	267,121	(883)	310,837
Loans to subsidiaries:
Bank	3,100	—	—	(3,100)	—
Nonbank	44,935	1,003	—	(45,938)	—
Allowance for loan losses	—	(1,280)	(2,591)	—	(3,871)

Net loans	48,036	44,321	264,530	(49,921)	306,966

Investments in subsidiaries:
Bank	37,298	—	—	(37,298)	—
Nonbank	4,258	—	—	(4,258)	—
Other assets	6,272	1,247	65,336	(1,763)	71,092

Total assets	$107,546	$47,837	$430,604	$(104,246)	$481,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$325,450	$(11,000)	$314,450
Short-term borrowings	81	9,005	28,746	(13,940)	23,892
Accrued expenses and other liabilities	3,480	1,241	20,856	(2,506)	23,071
Long-term debt	59,341	35,087	16,613	(31,373)	79,668
Indebtedness to subsidiaries	3,984	—	—	(3,984)	—

Total liabilities	66,886	45,333	391,665	(62,803)	441,081
Stockholders’ equity	40,660	2,504	38,939	(41,443)	40,660

Total liabilities and stockholders’ equity	$107,546	$47,837	$430,604	$(104,246)	$481,741

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations
Year ended December 31, 2006
Cash flows from operating activities:
Net cash provided by operating activities	$3,536	$1,179	$27,379	$32,094

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	353	822	52,129	53,304
Prepayments and maturities	14	259	7,048	7,321
Purchases	(378)	(1,032)	(61,052)	(62,462)
Net cash paid for acquisitions	—	—	(626)	(626)
Increase in banking subsidiaries’ loan originations, net of collections	—	(2,003)	(35,727)	(37,730)
Proceeds from sales (including participations) of loans by banking subsidiaries	—	50	38,293	38,343
Purchases (including participations) of loans by banking subsidiaries	—	(202)	(5,136)	(5,338)
Principal collected on nonbank entities’ loans	—	19,998	3,923	23,921
Loans originated by nonbank entities	—	(22,382)	(4,592)	(26,974)
Net advances to nonbank entities	(500)	—	500	—
Capital notes and term loans made to subsidiaries	(7,805)	—	7,805	—
Principal collected on notes/loans made to subsidiaries	4,926	—	(4,926)	—
Net decrease (increase) in investment in subsidiaries	(145)	—	145	—
Other, net	—	1,081	(11,540)	(10,459)

Net cash used by investing activities	(3,535)	(3,409)	(13,756)	(20,700)

Cash flows from financing activities:
Net decrease in deposits	—	—	(4,452)	(4,452)
Net increase (decrease) in short-term borrowings	931	(1,297)	(10,790)	(11,156)
Proceeds from issuance of long-term debt	13,448	8,670	(1,863)	20,255
Long-term debt repayment	(7,362)	(5,217)	(30)	(12,609)
Proceeds from issuance of common stock	1,764	—	—	1,764
Common stock repurchased	(1,965)	—	—	(1,965)
Cash dividends paid on common stock	(3,641)	—	—	(3,641)
Excess tax benefits related to stock option payments	227	—	—	227
Other, net	12	70	(268)	(186)

Net cash provided (used) by financing activities	3,414	2,226	(17,403)	(11,763)

Net change in cash and due from banks	3,415	(4)	(3,780)	(369)
Cash and due from banks at beginning of year	10,794	474	4,129	15,397

Cash and due from banks at end of year	$14,209	$470	$349	$15,028

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
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

Note 24: Guarantees

We provide significant guarantees to third parties including standby letters of credit, various indemnification agreements, guarantees accounted for as derivatives, additional consideration related to business combinations and contingent performance guarantees.
     We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between the customers and third parties. Standby letters of credit assure that the third parties will receive specified funds if customers fail to meet their contractual obligations. We are obliged to make payment if a customer defaults. Standby letters of credit were $12.0 billion at December 31, 2006, and $10.9 billion at December 31, 2005, including financial guarantees of $7.2 billion and $6.4 billion, respectively, that we had issued or purchased participations in. Standby letters of credit are net of participations sold to other institutions of $2.8 billion at December 31, 2006, and $2.1 billion at December 31, 2005. We consider the credit risk in standby letters of credit in determining the allowance for credit losses. Deferred fees for these standby letters of credit were not significant to our financial statements. We also had commitments for commercial and similar letters of credit of $801 million at December 31, 2006, and $761 million at December 31, 2005.
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
     We write options, floors and caps. Periodic settlements occur on floors and caps based on market conditions. The fair value of the written options liability in our balance sheet was $556 million at December 31, 2006, and $563 million at December 31, 2005. The aggregate written floors and caps liability was $86 million and $169 million, respectively. Our ultimate obligation under written options, floors and caps is based on future market conditions and is only quantifiable at settlement. The notional value related to written options was $47.3 billion at December 31, 2006, and $45.6 billion at December 31, 2005, and the aggregate notional value related to written floors and caps was $11.9 billion and $19.5 billion, respectively. We offset substantially all options written to customers with purchased options.
     We also enter into credit default swaps under which we buy loss protection from or sell loss protection to a counterparty in the event of default of a reference obligation. The carrying amount of the contracts sold was a liability of $2 million at December 31, 2006, and $6 million at December 31, 2005. The maximum amount we would be required to pay under the swaps in which we sold protection, assuming all reference obligations default at a total loss, without recoveries, was $599 million and $2.7 billion, based on notional value, at December 31, 2006 and 2005, respectively. We purchased credit default swaps of comparable notional amounts to mitigate the exposure of the written credit default swaps at December 31, 2006 and 2005. These purchased credit default swaps had terms (i.e., used the same reference obligation and maturity) that would offset our exposure from the written default swap contracts in which we are providing protection to a counterparty.
     In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2006 and 2005, the amount of additional consideration we expected to pay was not significant to our financial statements.
     We have entered into various contingent performance guarantees through credit risk participation arrangements with remaining terms up to 23 years. We will be required to make payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements with third parties. The extent of our obligations under these guarantees depends entirely on future events and was contractually limited to an aggregate liability of approximately $125 million at December 31, 2006, and $110 million at December 31, 2005.

Note 25: Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board (FRB) and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements.
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
     We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. The amount of trust preferred securities issued by the Trusts that was includable in Tier 1 capital in accordance with FRB risk-based capital guidelines was $4.1 billion at December 31, 2006. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. (See Note 12.)
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

(in billions)						To be well capitalized
			For capital			under the FDICIA prompt
	Actual		adequacy purposes			corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2006:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$51.4	12.50%	> $32.9	> 8.00%
Wells Fargo Bank, N.A.	40.6	12.05	> 27.0	> 8.00		>$33.7	> 10.00%
Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$36.8	8.95%	> $16.5	> 4.00%
Wells Fargo Bank, N.A.	29.2	8.66	> 13.5	> 4.00		>$20.2	> 6.00%
Tier 1 capital (to average assets) (Leverage ratio)
Wells Fargo & Company	$36.8	7.89%	> $18.7	> 4.00	%(1)
Wells Fargo Bank, N.A.	29.2	7.46	> 15.7	> 4.00	(1)	>$19.6	> 5.00%

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items.The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

     Management believes that, as of December 31, 2006, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
     The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the table above and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the covered subsidiary banks.
     As an approved seller/servicer, Wells Fargo Bank, N.A., through its mortgage banking division, is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2006, Wells Fargo Bank, N.A. met these requirements.

Note 26: Derivatives

Our approach to managing interest rate risk includes the use of derivatives. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not have a significant adverse effect on the net interest margin and cash flows. As a result of interest rate fluctuations, hedged assets and liabilities will gain or lose market value. In a fair value hedging strategy, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedging strategy, we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities.
     We use derivatives as part of our interest rate risk management, including interest rate swaps, caps and floors, futures and forward contracts, and options. We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting, including economic hedge derivatives. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. Additionally, free-standing derivatives include embedded derivatives that are required to be separately accounted for from their host contracts.
     By using derivatives, we are exposed to credit risk if counterparties to financial instruments do not perform as expected. If a counterparty fails to perform, our credit risk is equal to the fair value gain in a derivative contract. We minimize credit risk through credit approvals, limits and monitoring procedures. Credit risk related to derivatives is considered and, if material, provided for separately. As we generally enter into transactions only with counterparties that carry high quality credit ratings, losses from counterparty nonperformance on derivatives have not been significant. Further, we obtain collateral, where appropriate, to reduce risk. To the extent the master netting arrangements and other criteria meet the requirements of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts,
as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements, amounts are shown net in the balance sheet.
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
Fair Value Hedges
Prior to January 1, 2006, we used derivatives as fair value hedges to manage the risk of changes in the fair value of residential MSRs and other interests held. These derivatives included interest rate swaps, swaptions, Treasury futures and options, Eurodollar futures and options, and forward contracts. Derivative gains or losses caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time) were excluded from the evaluation of hedge effectiveness, but were reflected in earnings. Upon adoption of FAS 156, derivatives used to hedge our residential MSRs are no longer accounted for as fair value hedges under FAS 133, but as economic hedges. Net derivative gains and losses related to our residential mortgage servicing activities are included in “Servicing income, net” in Note 21.
     We use interest rate swaps to convert certain of our fixed-rate long-term debt and certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps and cross-currency interest rate swaps to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated debt. The ineffective portion of these fair value hedges is recorded as part of interest expense in the income statement. In addition, we use derivatives, such as Treasury and LIBOR futures and swaptions, to hedge changes in fair value due to changes in interest rates of our commercial real estate mortgages and franchise loans held for sale. The ineffective portion of these fair value hedges is recorded as part of mortgage banking noninterest income in the income statement. For fair value hedges of long-term debt and certificates of deposit, foreign currency, and commercial real estate and franchise loans, all parts of each derivative’s gain or loss due to the hedged risk are included in the assessment of hedge effectiveness.

     We enter into equity collars to lock in share prices between specified levels for certain equity securities. As permitted, we include the intrinsic value only (excluding time value) when assessing hedge effectiveness. The net derivative gain or loss related to the equity collars is recorded in other noninterest income in the income statement.
     At December 31, 2006, all designated fair value hedges continued to qualify as fair value hedges.
Cash Flow Hedges
We use derivatives, such as Treasury futures, forwards and options, Eurodollar futures, and forward contracts, to hedge forecasted sales of mortgage loans. We also hedge floating-rate senior debt against future interest rate increases by using interest rate swaps to convert floating-rate senior debt to fixed rates and by using interest rate caps and floors to limit variability of rates. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. As of December 31, 2006, all designated cash flow hedges continued to qualify as cash flow hedges.
     We expect that $53 million of deferred net gains on derivatives in other comprehensive income at December 31, 2006, will be reclassified as earnings during the next twelve months, compared with $13 million and $8 million of deferred net losses at December 31, 2005 and 2004, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 10 years for hedges of floating-rate senior debt and one year for hedges of forecasted sales of mortgage loans.
     The following table provides derivative gains and losses related to fair value and cash flow hedges resulting from the change in value of the derivatives excluded from the assessment of hedge effectiveness and the change in value of the ineffective portion of the derivatives.

(in millions)	December 31			,
	2006	2005	2004
Gains (losses) from fair value hedges (1) from:
Change in value of derivatives excluded from the assessment of hedge effectiveness	$(5)	$350	$933
Ineffective portion of change in value of derivatives	11	(399)	(411)
Gains from ineffective portion of change in the value of cash flow hedges	45	23	10

(1)	Includes hedges of long-term debt and certificates of deposit, foreign currency, commercial real estate and franchise loans, and debt and equity securities, and, for 2005 and 2004, residential MSRs. Upon adoption of FAS 156, derivatives used to hedge our residential MSRs are no longer accounted for as fair value hedges under FAS 133.
Free-Standing Derivatives
We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs, with the resulting gain or loss reflected in income. These derivatives include swaps, swaptions, Treasury futures and options, Eurodollar futures and options, and forward contracts. Net derivative losses of $145 million for 2006 from economic hedges related to our mortgage servicing activities are included in the income statement in “Mortgage banking.” The aggregate fair value of these derivatives used as economic hedges was a net asset of $157 million at December 31, 2006, and $32 million at December 31, 2005, and is included in the balance sheet in “Other assets.” Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative other comprehensive income (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.
     Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments is hedged with free-standing derivatives (economic hedges) such as Treasury futures, forwards and options, Eurodollar futures, and forward contracts. The commitments and free-standing derivatives are carried at fair value with changes in fair value included in the income statement in “Mortgage banking.” We record a zero fair value for a derivative loan commitment at inception consistent with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time (referred to as a fall-out factor). The aggregate fair value of derivative loan commitments in the balance sheet at December 31, 2006 and 2005, was a net liability of $65 million and $54 million, respectively, and is included in the caption “Interest rate contracts” under Customer Accommodation, Trading and Other Free-Standing Derivatives in the following table.
     We also enter into various derivatives primarily to provide derivative products to customers. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities in the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into free-standing derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as part of other noninterest income in the income statement.

     The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives were:

(in millions)	December 31							,
	2006				2005
	Notional or	Credit		Estimated	Notional or	Credit		Estimated
	contractual	risk		net fair	contractual	risk		net fair
	amount	amount	(2)	value	amount	amount	(2)	value
ASSET/LIABILITY MANAGEMENT HEDGES
Qualifying hedge contracts accounted for under FAS 133
Interest rate contracts:
Swaps	$36,840	$530		$158	$30,634	$263		$37
Futures	339	—		—	15,341	—		—
Floors and caps purchased	500	5		5	5,250	87		87
Floors and caps written	—	—		—	5,250	—		(13)
Options purchased	—	—		—	26,508	103		103
Forwards	27,781	86		36	86,985	95		(14)
Equity contracts:
Options purchased	1	—		—	3	1		1
Options written	75	—		(15)	75	—		(3)
Forwards	4	—		—	15	2		2
Foreign exchange contracts:
Swaps	10,157	548		539	3,614	61		12
Free-standing derivatives (economic hedges) (1)
Interest rate contracts:
Swaps	29,674	164		39	6,344	145		(11)
Futures	61,339	—		—	254,114	—		—
Options purchased	94,101	157		157	—	—		—
Options written	11,620	—		(5)	405	1		(3)
Forwards	260,751	394		(8)	37,838	32		(29)
Foreign exchange contracts:
Swaps	603	87		87	603	81		81
Forwards	1,000	49		—	1,000	11		—
CUSTOMER ACCOMMODATION, TRADING AND OTHER FREE-STANDING DERIVATIVES
Interest rate contracts:
Swaps	100,944	1,286		230	92,462	1,175		133
Futures	16,870	—		—	8,400	—		—
Floors and caps purchased	6,929	30		30	7,169	33		33
Floors and caps written	10,704	—		(20)	12,653	—		(27)
Options purchased	8,993	102		102	10,160	129		129
Options written	31,237	15		(133)	41,124	41		(160)
Forwards	83,163	21		5	37,968	17		—
Commodity contracts:
Swaps	3,422	277		34	2,858	599		(1)
Futures	518	—		—	455	—		—
Floors and caps purchased	839	55		55	1,686	195		195
Floors and caps written	1,224	—		(66)	1,629	—		(130)
Options purchased	184	30		30	48	7		7
Options written	155	—		(31)	203	—		(33)
Equity contracts:
Swaps	81	4		1	55	5		(2)
Futures	90	—		—	31	—		—
Forwards	160	1		(7)	54	—		—
Options purchased	2,732	295		295	1,751	253		253
Options written	2,113	—		(302)	1,542	—		(263)
Foreign exchange contracts:
Swaps	4,133	40		(17)	1,078	35		1
Futures	1	—		—	53	—		—
Options purchased	2,384	72		72	2,280	60		60
Options written	2,145	—		(55)	2,219	—		(59)
Forwards and spots	34,576	194		19	21,516	220		22
Credit contracts:
Swaps	1,513	30		3	5,454	23		(33)

(1)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, interest rate lock commitments and other interests held.

(2)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

Note 27: Fair Value of Financial Instruments

FAS 107, Disclosures about Fair Value of Financial Instruments, requires that we disclose estimated fair values for our financial instruments. This disclosure should be read with the financial statements and Notes to Financial Statements in this Annual Report. The carrying amounts in the following table are recorded in the balance sheet under the indicated captions.
     We base our fair values on the price that would be received to sell an asset, or paid upon the transfer of a liability, in an orderly transaction between market participants at the measurement date. Our fair value measurements are generally determined based on assumptions that market participants would use in pricing the asset or liability and are based on market data obtained from independent sources. However, in certain cases, we use our own assumptions about market participant assumptions developed based on the best information available in the circumstances. These valuations are our estimates, and are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results.
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
     Loan commitments, standby letters of credit and commercial and similar letters of credit not included in the following table had contractual values of $216.5 billion, $12.0 billion and $801 million, respectively, at December 31, 2006, and $191.4 billion, $10.9 billion and $761 million, respectively, at December 31, 2005. These instruments generate ongoing fees at our current pricing levels. Of the commitments at December 31, 2006, 40% mature within one year. Deferred fees on commitments and standby letters of credit totaled $39 million and $47 million at December 31, 2006 and 2005, respectively. Carrying cost estimates fair value for these fees.
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

Financial Liabilities
DEPOSIT LIABILITIES
FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking, and market rate and other savings, is equal to the amount payable on demand at the measurement date. The amount included for these deposits in the following table is their carrying value at December 31, 2006 and 2005. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.
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
Limitations
We make these fair value disclosures to comply with the requirements of FAS 107. The calculations represent management’s best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 2006 and 2005. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.
     As discussed above, some of our asset and liability financial instruments are short term, and therefore, the carrying amounts in the balance sheet approximate fair value. Other significant assets and liabilities that are not considered financial assets or liabilities, and for which fair values have not been estimated, include mortgage servicing rights, premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.
     The table below is a summary of financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and trading assets, securities available for sale and derivatives, which are carried at fair value.

(in millions)	December 31				,
	2006		2005
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
FINANCIAL ASSETS
Mortgages held for sale	$33,097	$33,240	$40,534	$40,666
Loans held for sale	721	731	612	629
Loans, net	315,352	315,484	306,966	307,721
Nonmarketable equity investments (cost method)	4,451	4,711	4,377	4,821
FINANCIAL LIABILITIES
Deposits	$310,243	$310,116	$314,450	$314,301
Long-term debt (1)	87,133	86,837	79,654	78,868

(1)	The carrying amount and fair value exclude obligations under capital leases of $12 million and $14 million at December 31, 2006 and 2005, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (“the Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 20, 2007, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for residential mortgage servicing rights, stock-based compensation and pensions in 2006.

San Francisco, California
February 20, 2007

Quarterly Financial Data
Condensed Consolidated Statement of Income — Quarterly (1) (Unaudited)

(in millions, except per share amounts)	2006				2005
	Quarter ended				Quarter ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
INTEREST INCOME	$8,231	$8,399	$8,077	$7,532	$7,244	$6,645	$6,200	$5,873
INTEREST EXPENSE	3,181	3,352	3,093	2,662	2,405	1,969	1,664	1,420

NET INTEREST INCOME	5,050	5,047	4,984	4,870	4,839	4,676	4,536	4,453
Provision for credit losses	726	613	432	433	703	641	454	585

Net interest income after provision for credit losses	4,324	4,434	4,552	4,437	4,136	4,035	4,082	3,868

NONINTEREST INCOME
Service charges on deposit accounts	695	707	665	623	655	654	625	578
Trust and investment fees	735	664	675	663	623	614	597	602
Card fees	481	464	418	384	394	377	361	326
Other fees	550	509	510	488	478	520	478	453
Mortgage banking	677	484	735	415	628	743	237	814
Operating leases	190	192	200	201	200	202	202	208
Insurance	299	313	364	364	272	248	358	337
Net gains (losses) on debt securities available for sale	51	121	(156)	(35)	(124)	(31)	39	(4)
Net gains from equity investments	256	159	133	190	93	146	201	71
Other	429	274	261	392	434	354	231	251

Total noninterest income	4,363	3,887	3,805	3,685	3,653	3,827	3,329	3,636

NONINTEREST EXPENSE
Salaries	1,812	1,769	1,754	1,672	1,613	1,571	1,551	1,480
Incentive compensation	793	710	714	668	663	676	562	465
Employee benefits	501	458	487	589	428	467	432	547
Equipment	339	294	284	335	328	306	263	370
Net occupancy	367	357	345	336	344	354	310	404
Operating leases	157	155	157	161	161	159	157	158
Other	1,442	1,338	1,435	1,313	1,346	1,356	1,279	1,268

Total noninterest expense	5,411	5,081	5,176	5,074	4,883	4,889	4,554	4,692

INCOME BEFORE INCOME TAX EXPENSE	3,276	3,240	3,181	3,048	2,906	2,973	2,857	2,812
Income tax expense	1,095	1,046	1,092	1,030	976	998	947	956

NET INCOME	$2,181	$2,194	$2,089	$2,018	$1,930	$1,975	$1,910	$1,856

EARNINGS PER COMMON SHARE	$0.65	$0.65	$0.62	$0.60	$0.57	$0.59	$0.56	$0.55
DILUTED EARNINGS PER COMMON SHARE	$0.64	$0.64	$0.61	$0.60	$0.57	$0.58	$0.56	$0.54
DIVIDENDS DECLARED PER COMMON SHARE	$0.28	$—	$0.54	$0.26	$0.26	$0.26	$0.24	$0.24
Average common shares outstanding	3,379.4	3,371.9	3,363.8	3,358.3	3,350.8	3,373.5	3,375.4	3,390.8
Diluted average common shares outstanding	3,424.0	3,416.0	3,404.4	3,395.7	3,387.8	3,410.6	3,414.4	3,431.5
Market price per common share (2)
High	$36.99	$36.89	$34.86	$32.76	$32.35	$31.44	$31.11	$31.38
Low	34.90	33.36	31.90	30.31	28.81	29.00	28.89	29.08
Quarter end	35.56	36.18	33.54	31.94	31.42	29.29	30.79	29.90

(1)	All common share and per share disclosures reflect the two-for-one split in the form of a 100% stock dividend distributed August 11, 2006.

(2)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.