Form 10-K, Exhibit 13
period 2007-12-31
WELLS FARGO & CO/MN
filed 2008-02-29
CIK 72971

Exhibit 13

Financial Review

34	Overview

39	Critical Accounting Policies

43	Earnings Performance

49	Balance Sheet Analysis

51	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

53	Risk Management

65	Capital Management

65	Comparison of 2006 with 2005

66	Risk Factors

Controls and Procedures

72	Disclosure Controls and Procedures

72	Internal Control over Financial Reporting

72	Management’s Report on Internal Control over Financial Reporting

73	Report of Independent Registered Public Accounting Firm

Financial Statements

74	Consolidated Statement of Income

75	Consolidated Balance Sheet

76	Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

77	Consolidated Statement of Cash Flows

Notes to Financial Statements

78	1	Summary of Significant Accounting Policies

84	2	Business Combinations

85	3	Cash, Loan and Dividend Restrictions

85	4	Federal Funds Sold, Securities Purchased
		under Resale Agreements and Other
		Short-Term Investments

86	5	Securities Available for Sale

88	6	Loans and Allowance
		for Credit Losses

91	7	Premises, Equipment, Lease
		Commitments and Other Assets

92	8	Securitizations and Variable
		Interest Entities

94	9	Mortgage Banking Activities

95	10	Intangible Assets

96	11	Goodwill

97	12	Deposits

97	13	Short-Term Borrowings

98	14	Long-Term Debt

100	15	Guarantees and Legal Actions

101	16	Derivatives

105	17	Fair Values of Assets and Liabilities

110	18	Preferred Stock

110	19	Common Stock and
		Stock Plans

114	20	Employee Benefits and
		Other Expenses

118	21	Income Taxes

119	22	Earnings Per Common Share

120	23	Other Comprehensive Income

121	24	Operating Segments

123	25	Condensed Consolidating Financial
		Statements

127	26	Regulatory and Agency Capital
		Requirements

129	Report of Independent Registered Public Accounting Firm

130	Quarterly Financial Data

This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ significantly from our forecasts and expectations due to several factors. Please refer to the “Risk Factors” section of this Report for a discussion of some of the factors that may cause results to differ.
Financial Review
Overview

Wells Fargo & Company is a $575 billion diversified financial services company providing banking, insurance, investments, mortgage banking and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. We ranked fifth in assets and fourth in market value of our common stock among U.S. bank holding companies at December 31, 2007. When we refer to “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to “the Parent,” we mean Wells Fargo & Company.
      The financial services industry faced unprecedented challenges in 2007. Home values declined abruptly and sharply, adversely impacting the consumer lending business of many financial service providers; credit spreads widened as the capital markets repriced in many asset classes; price volatility increased and market liquidity decreased in several sectors of the capital markets; and, late in the year, economic growth declined sharply.
      We were not immune to these unprecedented external factors. Our provision for credit losses was $2.7 billion higher in 2007 than in 2006, reflecting $1.3 billion in additional provisions for actual charge-offs that occurred in 2007 and a special $1.4 billion provision to further build reserves for loan losses.
      While the $2.7 billion in additional provisions reduced consolidated net income after tax by 18%, consolidated full-year earnings per share declined only 4% to $2.38 per share, a strong overall result given the external environment and higher credit costs.
      Our results were as strong as they were because we largely avoided or had negligible exposure to many of the problem areas that resulted in significant costs and write-downs at other large financial institutions and because we continued to build our diversified franchise throughout 2007, once again achieving growth rates, operating margins, and returns at or near the top of the financial services industry, while at the same time maintaining strong capital levels and strong liquidity.
      Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to give them all of the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitate growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. Despite the aforementioned challenges, we continued to earn more of our customers’ business in 2007 in both our retail and commercial banking businesses. Our cross-sell set records for the ninth consecutive year—our average retail banking household now has 5.5 products, almost one in five have more than eight, 6.1 for Wholesale Banking customers, and our average middle-market commercial banking customer has almost eight products. Business banking cross-sell reached 3.5 products. Our goal in each customer segment is eight products per customer, which is currently half of our estimate of potential demand.
      Revenue, the sum of net interest income and noninterest income, grew 10.4% to a record $39.4 billion in 2007 from $35.7 billion in 2006. The breadth and depth of our business model resulted in very strong and balanced growth in loans, deposits and fee-based products. Many of our businesses continued to post double-digit, year-over-year revenue growth, including business direct, wealth management, credit and debit card, global remittance services, personal credit management, home mortgage, asset-based lending, asset management, specialized financial services and international.
      Among the many products and services that grew in 2007, we achieved the following results:
•	Average loans grew by 12%;
•	Average core deposits grew by 13%;
•	Assets under management were up 14%;
•	Mortgage servicing fees were up 14%;
•	Insurance premiums were up 14%; and
•	Total noninterest income rose 17%, reflecting the breadth of our cross-sell efforts.
     We continue to maintain leading market positions in deposits in many communities within our banking footprint and to be #1 in many categories of financial services nationally, including small business lending, retail mortgage originations, agricultural lending, internet banking, insurance brokerage among banks, and provider of financial services to middle-market companies in the western U.S.
     We have stated in the past that to consistently grow over the long term, successful companies must invest in their core businesses and maintain strong balance sheets. We continued to make investments in 2007 by opening 87 regional banking stores and converting 42 stores acquired from Placer Sierra Bancshares and National City Bank to our network. We grew our sales and service force by adding 1,755 team members (full-time equivalents) in 2007, including 578 retail platform bankers. In fourth quarter 2007, we completed the acquisition of Greater Bay Bancorp, with $7.4 billion in assets, the third largest bank acquisition in our history, adding to our community banking, commercial insurance brokerage, specialty finance and trust businesses. We also recently agreed to acquire the banking operations of United Bancorporation of Wyoming, which will make us the largest bank in our nation’s ninth fastest growing state.
      We believe it is important to maintain a well-controlled environment as we continue to grow our businesses. We manage our credit risk by setting what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our loan portfolio. We manage the interest rate and market risks inherent in our asset and liability balances within prudent ranges, while ensuring adequate liquidity and funding. We maintain strong capital levels to provide for future growth. Our stockholder value has increased over time due to customer satisfaction, strong financial results, investment in our businesses, consistent execution of our business model and management of our business risks.
      Wells Fargo Bank, N.A. continued to be rated as “Aaa,” the highest possible credit rating issued by Moody’s Investors Service (Moody’s), and was upgraded in February 2007 to “AAA,” the highest possible credit rating issued by Standard & Poor’s Ratings Services (S&P). Of the more than 1,100 financial institutions and 70 national banking systems covered by S&P globally, this upgrade makes our bank one of only two banks worldwide to have S&P’s “AAA” credit rating. Wells Fargo Bank, N.A. is now the only U.S. bank to have the highest possible credit rating from both Moody’s and S&P.
     Our financial results included the following:
     Net income in 2007 was $8.06 billion ($2.38 per share), compared with $8.42 billion ($2.47 per share) in 2006. Results for 2007 included the impact of the previously announced $1.4 billion (pre tax) credit reserve build ($0.27 per share) and $203 million of Visa litigation expenses ($0.04 per share), and for 2006 included $95 million ($0.02 per share) of Visa litigation expenses. Despite the challenging environment in 2007, we had a solid year and achieved both double-digit top line revenue growth and positive operating leverage (revenue growth of 10.4% exceeding expense growth of 9.5%). Return on average total assets (ROA) was 1.55% and return on average stockholders’ equity (ROE) was 17.12% in 2007, compared with 1.73% and 19.52%, respectively, in 2006. Both ROA and ROE were, once again, at or near the top of our large bank peers.
      Net interest income on a taxable-equivalent basis was $21.1 billion in 2007, up from $20.1 billion a year ago, reflecting strong loan growth. Average earning assets grew 7% from 2006. Our net interest margin was 4.74% for 2007, compared with 4.83% in 2006, primarily due to earning assets increasing at a slightly faster rate than core deposits.
      Noninterest income increased 17% to $18.4 billion in 2007 from $15.7 billion in 2006. The increase was across our businesses, with double-digit increases in debit and credit card fees (up 22%), deposit service charges (up 13%), trust and investment fees (up 15%), and insurance revenue (up 14%). Capital markets and equity investment results were also strong. Mortgage banking noninterest income increased $822 million (36%) from 2006 because net servicing fee income increased due to growth in loans serviced for others.
      During 2007, noninterest income was affected by changes in interest rates, widening credit spreads, and other credit and housing market conditions, including:
•	$(803) million – $479 million write-down of the mortgage warehouse/pipeline, and $324 million write-down, primarily due to mortgage loans repurchased and an increase in the repurchase reserve for projected early payment defaults.
•	$583 million – Increase in mortgage servicing income reflecting a $571 million reduction in the value of mortgage servicing rights (MSRs) due to the decline in mortgage rates during the year, offset by a $1.15 billion gain on the financial instruments hedging the MSRs. The ratio of MSRs to related loans serviced for others at December 31, 2007, was 1.20%, the lowest ratio in 10 quarters.
     Noninterest expense was $22.8 billion in 2007, up 9.5% from $20.8 billion in 2006, primarily due to continued investments in new stores and additional sales and service-related team members. Despite these investments and the acquisition of Greater Bay Bancorp and related integration expense, our efficiency ratio improved to 57.9% in 2007 from 58.4% in 2006. We obtained concurrence from the staff of the Securities and Exchange Commission (SEC) regarding our accounting for certain transactions related to the restructuring of Visa Inc., and recorded a litigation liability and corresponding expense, included in operating losses, of $203 million for 2007 and $95 million for 2006.
      During 2007, net charge-offs were $3.54 billion (1.03% of average total loans), up $1.3 billion from $2.25 billion (0.73%) during 2006. Commercial and commercial real estate net charge-offs increased $239 million in 2007 from 2006, of which $162 million was from loans originated through our business direct channel. Business direct consists primarily of unsecured lines of credit to small firms and sole proprietors that tend to perform in a manner similar to credit cards. Total wholesale net charge-offs (excluding business direct) were $103 million (0.08% of average loans). The remaining balance of commercial and commercial real estate (other real estate mortgage, real estate construction and lease financing) continued to have low net charge-off rates in 2007.
      National Home Equity Group (Home Equity) portfolio net charge-offs totaled $595 million (0.73% of average loans) in 2007, compared with $110 million (0.14%) in 2006. Because the majority of the Home Equity net charge-offs were concentrated in the indirect or third party origination channels, which have a higher percentage of 90% or greater combined loan-to-value portfolios, we have discontinued third party activities not behind a Wells Fargo first mortgage and segregated these indirect loans into a liquidating portfolio. As previously disclosed, while the $11.9 billion of loans in this liquidating portfolio represented about 3% of total loans outstanding at December 31, 2007, these loans represent the highest risk in our $84.2 billion Home Equity portfolio. The loans in the liquidating portfolio were primarily sourced through wholesale (brokers) and correspondents. Additionally, they are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. We will continue to provide home equity financing directly to our customers, but have stopped originating or acquiring new home equity loans through indirect channels unless they are behind a Wells Fargo first mortgage and have a combined loan-to-value ratio lower than 90%. We also experienced increased net charge-offs in our unsecured consumer portfolios, such as credit cards and lines of credit, in part due to growth and in part due to increased economic stress in households.
      Full year 2007 auto portfolio net charge-offs were $1.02 billion (3.45% of average loans), compared with $857 million (3.15%) in 2006. These results were consistent with our expectations and reflected planned lower growth in originations and an improvement in collection activities within this business.
      The provision for credit losses was $4.94 billion in 2007, an increase of $2.74 billion from $2.20 billion in 2006, due to higher net charge-offs and the 2007 credit reserve build of $1.4 billion, primarily for higher net loss content that we estimated in the Home Equity portfolio. Given the weakness in housing and the overall state of the U.S. economy, it is likely that net charge-offs will be higher in 2008. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $5.52 billion (1.44% of total loans) at December 31, 2007, compared with $3.96 billion (1.24%) at December 31, 2006.
      At December 31, 2007, total nonaccrual loans were $2.68 billion (0.70% of total loans) up from $1.67 billion (0.52%) at December 31, 2006. The majority of the increase in nonaccrual loans was concentrated in the first mortgage portfolio ($209 million in Wells Fargo Home Mortgage and $343 million in Wells Fargo Financial) and was due to the national rise in mortgage default rates. We believe there is minimal additional loss content in these loans since they are

Table 1: Six-Year Summary of Selected Financial Data
(in millions, except	2007	2006	(1)	2005	2004	2003	2002	% Change	Five-year
per share amounts)								2007 /	compound
								2006	growth rate

INCOME STATEMENT
Net interest income	$20,974	$19,951		$18,504	$17,150	$16,007	$14,482	5%	8%
Noninterest income	18,416	15,740		14,445	12,909	12,382	10,767	17	11

Revenue	39,390	35,691		32,949	30,059	28,389	25,249	10	9
Provision for credit losses	4,939	2,204		2,383	1,717	1,722	1,684	124	24
Noninterest expense	22,824	20,837		19,018	17,573	17,190	14,711	10	9

Before effect of change in accounting principle (2)
Net income	$8,057	$8,420		$7,671	$7,014	$6,202	$5,710	(4)	7
Earnings per common share	2.41	2.50		2.27	2.07	1.84	1.68	(4)	7
Diluted earnings per common share	2.38	2.47		2.25	2.05	1.83	1.66	(4)	7

After effect of change in accounting principle
Net income	$8,057	$8,420		$7,671	$7,014	$6,202	$5,434	(4)	8
Earnings per common share	2.41	2.50		2.27	2.07	1.84	1.60	(4)	9
Diluted earnings per common share	2.38	2.47		2.25	2.05	1.83	1.58	(4)	9
Dividends declared per common share	1.18	1.08		1.00	0.93	0.75	0.55	9	16

BALANCE SHEET (at year end)
Securities available for sale	$72,951	$42,629		$41,834	$33,717	$32,953	$27,947	71	21
Loans	382,195	319,116		310,837	287,586	253,073	192,478	20	15
Allowance for loan losses	5,307	3,764		3,871	3,762	3,891	3,819	41	7
Goodwill	13,106	11,275		10,787	10,681	10,371	9,753	16	6
Assets	575,442	481,996		481,741	427,849	387,798	349,197	19	11
Core deposits (3)	311,731	288,068		253,341	229,703	211,271	198,234	8	9
Long-term debt	99,393	87,145		79,668	73,580	63,642	47,320	14	16
Guaranteed preferred beneficial interests in Company’s subordinated debentures (4)	—	—		—	—	—	2,885	—	—
Stockholders’ equity	47,628	45,814		40,660	37,866	34,469	30,319	4	9

(1)	Results for 2006 have been revised to reflect $95 million of litigation expenses associated with indemnification obligations arising from the Company’s ownership interest in Visa.

(2)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.

(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(4)	At December 31, 2003, upon adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), these balances were reflected in long-term debt. See Note 14 (Long-Term Debt) to Financial Statements for more information.

adjusted to market value when transferred to nonperforming asset (NPA) status. Total NPAs were $3.87 billion (1.01% of total loans) at December 31, 2007, compared with $2.42 billion (0.76%) at December 31, 2006. Due to illiquid market conditions, we are now holding more foreclosed properties than we have historically. Foreclosed assets were $1.18 billion at December 31, 2007, compared with $745 million at December 31, 2006. Foreclosed assets, a component of total NPAs, included $649 million and $423 million in residential property or auto loans and $535 million and $322 million of foreclosed real estate securing Government National Mortgage Association (GNMA) loans at December 31, 2007 and 2006, respectively, consistent with regulatory reporting requirements. The foreclosed real estate securing GNMA loans of $535 million represented 14 basis points of the ratio of NPAs to loans at December 31, 2007. Both principal and interest for the GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs.

Table 2: Ratios and Per Common Share Data

	Year ended December 31			,
	2007	2006	2005

PROFITABILITY RATIOS
Net income to average total assets (ROA)	1.55%	1.73%	1.72%
Net income to average stockholders’ equity (ROE)	17.12	19.52	19.59

EFFICIENCY RATIO (1)	57.9	58.4	57.7

CAPITAL RATIOS
At year end:
Stockholders’ equity to assets	8.28	9.51	8.44
Risk-based capital (2)
Tier 1 capital	7.59	8.93	8.26
Total capital	10.68	12.49	11.64
Tier 1 leverage (2)	6.83	7.88	6.99
Average balances:
Stockholders’ equity to assets	9.04	8.88	8.78

PER COMMON SHARE DATA
Dividend payout (3)	49.0	43.2	44.1
Book value	$14.45	$13.57	$12.12
Market price (4)
High	$37.99	$36.99	$32.35
Low	29.29	30.31	28.81
Year end	30.19	35.56	31.42

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

(3)	Dividends declared per common share as a percentage of earnings per common share.

(4)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.
      The Company and each of its subsidiary banks remained “well capitalized” under applicable regulatory capital adequacy guidelines. The ratio of stockholders’ equity to total assets was 8.28% at December 31, 2007, compared with 9.51% at December 31, 2006. Our total risk-based capital (RBC) ratio at December 31, 2007, was 10.68% and our Tier 1 RBC ratio was 7.59%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2006, were 12.49% and 8.93%, respectively. Our Tier 1 leverage ratios were 6.83% and 7.88% at December 31, 2007 and 2006, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.
Current Accounting Developments
On January 1, 2007, we adopted the following new accounting pronouncements:
•	FIN 48 – Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109;
•	FSP 13-2 – FASB Staff Position 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction;
•	FAS 155 – Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140;
•	FAS 157 – Fair Value Measurements; and
•	FAS 159 – The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.
     The adoption of FIN 48, FAS 155, FAS 157 and FAS 159 did not have any effect on our financial statements at the date of adoption. For additional information, see Note 17 (Fair Values of Assets and Liabilities) and Note 21 (Income Taxes) to Financial Statements.
      Upon adoption of FSP 13-2, we recorded a cumulative effect of change in accounting principle to reduce the beginning balance of 2007 retained earnings by $71 million after tax ($115 million pre tax). This amount will be recognized back into income over the remaining terms of the affected leases.
      On July 1, 2007, we adopted Emerging Issues Task Force (EITF) Topic D-109, Determining the Nature of a Host Contract Related to a Hybrid Financial Instrument Issued in the Form of a Share under FASB Statement No. 133 (Topic D-109), which provides clarifying guidance as to whether certain hybrid financial instruments are more akin to debt or equity, for purposes of evaluating whether the embedded derivative financial instrument requires separate accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities. In accordance with the transition provisions of Topic D-109, we transferred $1.2 billion of securities, consisting of investments in preferred stock callable by the issuer, from trading assets to securities available for sale. Because the securities were carried at fair value, the adoption of Topic D-109 did not have any effect on our total stockholders’ equity.
      On April 30, 2007, the FASB issued Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1). FSP FIN 39-1 amends Interpretation No. 39 to permit a reporting entity to offset the right to reclaim cash collateral (a receivable), or the obligation to return cash collateral

(a payable), against derivative instruments executed with the same counterparty under the same master netting arrangement. The provisions of this FSP are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted FSP FIN 39-1 on January 1, 2008, and it did not have a material effect on our consolidated financial statements.
      On September 20, 2006, the FASB ratified the consensus reached by the EITF at its September 7, 2006, meeting with respect to Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). On March 28, 2007, the FASB ratified the consensus reached by the EITF at its March 15, 2007, meeting with respect to Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (EITF 06-10). These pronouncements require that for endorsement split-dollar life insurance arrangements and collateral split-dollar life insurance arrangements where the employee is provided benefits in postretirement periods, the employer should recognize the cost of providing that insurance over the employee’s service period by accruing a liability for the benefit obligation. Additionally, for collateral assignment split-dollar life insurance arrangements, EITF 06-10 requires an employer to recognize and measure an asset based upon the nature and substance of the agreement. EITF 06-4 and EITF 06-10 are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted EITF 06-4 and EITF 06-10 on January 1, 2008, and reduced beginning retained earnings for 2008 by $20 million (after tax), primarily related to split-dollar life insurance arrangements from the acquisition of Greater Bay Bancorp.
      On November 5, 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 provides the staff’s views on the accounting for written loan commitments recorded at fair value under U.S. generally accepted accounting principles (GAAP). To make the staff’s views consistent with current authoritative accounting guidance, SAB 109 revises and rescinds portions of SAB 105, Application of Accounting Principles to Loan Commitments. Specifically, SAB 109 states the expected net future cash flows associated with the servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109, which we adopted on January 1, 2008, are applicable to written loan commitments recorded at fair value that are entered into beginning on or after January 1, 2008.
      On December 4, 2007, the FASB issued FAS 141R, Business Combinations. This statement requires an acquirer to recognize the assets acquired (including loan receivables), the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, to be measured at their fair values as of that date, with limited exceptions. The acquirer is not permitted to recognize a separate valuation allowance as of the acquisition date for loans and other assets acquired in a business combination. The revised statement requires acquisition-related costs to be expensed separately from the acquisition. It also requires restructuring costs that the acquirer expected but was not obligated to incur, to be expensed separately from the business combination. FAS 141R should be applied prospectively to business combinations beginning with the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. We are currently evaluating the impact that FAS 141R may have on our consolidated financial statements.
      On December 4, 2007, the FASB issued FAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. FAS 160 specifies that noncontrolling interests in a subsidiary are to be treated as a separate component of equity and, as such, increases and decreases in the parent’s ownership interest that leave control intact are accounted for as capital transactions. It changes the way the consolidated income statement is presented by requiring that an entity’s consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. FAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This statement should be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. We are currently evaluating the impact that FAS 160 may have on our consolidated financial statements.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Five of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern the allowance for credit losses, the valuation of residential mortgage servicing rights (MSRs) and financial instruments, pension accounting and income taxes. Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee.
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
      A significant portion of the allowance is estimated at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure the losses inherent in these portfolios. We validate and update these models periodically to capture recent behavioral characteristics of the portfolios, such as updated credit bureau information, actual changes in underlying economic or market conditions and changes in our loss mitigation strategies.
      The remaining portion of the allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty. We assess and account for as impaired certain nonaccrual commercial and commercial real estate loans that are over $3 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss.
      Reflected in the two portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of our judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect our view of risk in each loan portfolio.
      The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. To estimate the possible range of allowance required at December 31, 2007, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.
Assumptions for deterioration in loan credit quality were:
•	for consumer loans, a 23 basis point increase in estimated loss rates from actual 2007 loss levels, moving closer to longer term average loss rates or more prolonged stress case for home equity loans; and
•	for wholesale loans, a 24 basis point increase in estimated loss rates, moving closer to historical averages.
Assumptions for improvement in loan credit quality were:
•	for consumer loans, an 18 basis point decrease in estimated loss rates from actual 2007 loss levels, adjusting for the elevated home equity losses and an improving real estate market for consumers; and
•	for wholesale loans, nominal change from the 2007 net credit loss performance.
     Under the assumptions for deterioration in loan credit quality, another $804 million in expected losses could occur and under the assumptions for improvement, a $416 million reduction in expected losses could occur.
      Changes in the estimate of the allowance for credit losses and the related provision expense can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for credit losses requires us to make forecasts of losses that are highly uncertain and require a high degree of judgment. Given that the majority of our loan portfolio is consumer loans, for which losses tend to emerge within a relatively short, predictable timeframe, and that a significant portion of the allowance for credit losses relates to estimated credit losses associated with consumer loans, management believes that the provision for credit losses for consumer loans, absent any significant credit event, severe decrease in collateral values, significant acceleration of losses or significant change in payment behavior, will closely track the level of related net charge-offs. From time to time, events or economic factors may impact the loan portfolio, causing management to provide additional amounts or release balances from the allowance for credit losses. The increase in the allowance for credit losses in excess of net charge-offs in 2007 was primarily due to higher losses in the Home Equity portfolio stemming from the steeper than anticipated decline in national home prices. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements and “Risk Management – Credit Risk Management Process” for further discussion of our allowance for credit losses.
Valuation of Residential Mortgage Servicing Rights
We recognize as assets the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), whether we purchase the servicing rights, or the servicing rights result from the sale or securitization of loans we originate (asset transfers). We also acquire MSRs under co-issuer agreements that provide for us to service loans that are originated and securitized by third-party correspondents. Effective January 1, 2006, under FAS 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, we elected to initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value measurement method. Under this method, purchased MSRs and MSRs from asset transfers are capitalized and carried at fair value. Prior to the adoption of FAS 156, we capitalized purchased residential MSRs at cost, and MSRs from asset transfers based on the relative fair value of the servicing right and the residential mortgage loan at the time of sale, and carried both purchased MSRs and MSRs from asset transfers at the lower of cost or market value. Effective January 1, 2006, upon the remeasurement of our residential MSRs at fair value, we recorded a cumulative effect adjustment to increase the 2006 beginning balance of retained earnings by $101 million after tax ($158 million pre tax) in stockholders’ equity.
      At the end of each quarter, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements.
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we may use securities available for sale and free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of MSRs, with the resulting gains or losses reflected in income. Changes in the fair value of the MSRs from changing mortgage interest rates are generally offset by gains or losses in the fair value of the derivatives depending on the amount of MSRs we hedge and the particular instruments chosen to hedge the MSRs. We may choose not to fully hedge MSRs, partly because origination volume tends to act as a “natural hedge.” For example, as interest rates decline, servicing values generally decrease and fees from origination volume tend to increase. Conversely, as interest rates increase, the fair value of the MSRs generally increases, while fees from origination volume tend to decline. See “Mortgage Banking Interest Rate and Market Risk” for discussion of the timing of the effect of changes in mortgage interest rates.
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
      We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an independent internal model validation group operating in accordance with Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed—a key assumption in the model—is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate used to determine the present value of estimated future net servicing income—another key assumption in the model—is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.

      These key economic assumptions and the sensitivity of the fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 8 (Securitizations and Variable Interest Entities) to Financial Statements.
Fair Valuation of Financial Instruments
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives and substantially all mortgages held for sale (MHFS) are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as nonprime residential and commercial MHFS, loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Further, we include in Notes to Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact to earnings. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.
      FAS 157, Fair Value Measurements (FAS 157), defines fair value as the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.
      FAS 157 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data.
•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury, other U.S. government and agency mortgage-backed securities that are traded by dealers or brokers in active over-the-counter markets.
•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets and MHFS that are valued based on prices for other mortgage whole loans with similar characteristics.
•	Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
     In accordance with FAS 157, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. Substantially all of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded to our financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.
      The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.
      At December 31, 2007, approximately 22% of total assets, or $123.8 billion, consisted of financial instruments recorded at fair value on a recurring basis. Approximately 82% of these financial instruments used valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. Approximately 18% of these financial assets are measured using model-based techniques, or Level 3 measurements. Virtually all of our financial assets valued using Level 3 measurements represented MSRs (previously described) or investments in asset-backed securities where we underwrite the underlying collateral (auto lease receivables). At December 31, 2007, approximately 0.5% of total liabilities, or $2.6 billion, consisted of financial instruments recorded at fair value on a recurring basis.
      See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements for a complete discussion on our use of fair valuation of financial instruments, our related measurement techniques and its impact to our financial statements.

Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions, as amended by FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). FAS 158 was issued on September 29, 2006, and became effective for us on December 31, 2006. FAS 158 requires us to recognize the funded status of our pension and postretirement benefit plans in our balance sheet. Additionally, FAS 158 will require us to use a year-end measurement date beginning in 2008. The adoption of FAS 158 did not change the amount of net periodic benefit expense recognized in our income statement.
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
      To determine if the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Our expected rate of return for 2008 is 8.75%, the same rate used for 2007 and 2006. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension expense calculations over the next five years. Our average remaining service period is approximately 11 years. See Note 20 (Employee Benefits and Other Expenses) to Financial Statements for information on funding, changes in the pension benefit obligation, and plan assets (including the investment categories, asset allocation and the fair value).
      We use November 30 as the measurement date for our pension assets and projected benefit obligations. If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, pension expense would decrease/increase by approximately $54 million. In 2008 we will use December 31 as our measurement date as required under FAS 158.
DISCOUNT RATE
We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the current rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. To determine the discount rate, we review in conjunction with our independent actuary, spot interest rate yield curves based upon yields from a broad population of high-quality bonds, adjusted to match the timing and amounts of the Cash Balance Plan’s expected benefit payments. We used a discount rate of 6.25% in 2007 and 5.75% in 2006.
      If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $6 million. If we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, pension expense would increase by approximately $82 million. The decrease in pension expense due to a 1% increase in discount rate differs from the increase in pension expense due to a 1% decrease in discount rate due to the impact of the 5% gain/loss corridor.
Income Taxes
We are subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which we operate. We account for income taxes in accordance with FAS 109, Accounting for Income Taxes, as interpreted by FIN 48, Accounting for Uncertainty in Income Taxes. Our income tax expense consists of two components: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognized enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Uncertain tax positions that meet the “more likely than not” recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. We account for interest and penalties as a component of income tax expense.

     The income tax laws of the jurisdictions in which we operate are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. We must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions by the government taxing authorities, both domestic and foreign. Our interpretations may be subjected to review during examination by taxing authorities and disputes may arise over the respective tax positions. We attempt to resolve these disputes during the tax examination and audit process and ultimately through the court systems when applicable.
     We monitor relevant tax authorities and revise our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities on a quarterly basis. Revisions of our estimate of accrued income taxes also may result from our own income tax planning and from the resolution of income tax controversies. Such revisions in our estimates may be material to our operating results for any given quarter.
      See Note 21 (Income Taxes) to Financial Statements for a further description of our provision for income taxes and related income tax assets and liabilities.

Earnings Performance

Net Interest Income
 Net interest income is the interest earned on debt securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits and long-term and short-term debt. The net interest margin is the average yield on earning assets minus the average interest rate paid for deposits and our other sources of funding. Net interest income and the net interest margin are presented on a taxable-equivalent basis to consistently reflect income from taxable and tax-exempt loans and securities based on a 35% federal statutory tax rate.
      Net interest income on a taxable-equivalent basis was $21.1 billion in 2007, up 5% from $20.1 billion in 2006. Our net interest margin decreased to 4.74% for 2007 from 4.83% for 2006. Both the increase in net interest income and the decrease in the net interest margin were largely driven by strong growth in earning assets which were up 7% in 2007.
      Average earning assets increased $30.1 billion to $445.9 billion in 2007 from $415.8 billion in 2006. Average loans increased to $344.8 billion in 2007 from $306.9 billion in 2006. Average mortgages held for sale decreased to $33.1 billion in 2007 from $42.9 billion in 2006. Average debt securities available for sale increased to $57.0 billion in 2007 from $53.6 billion in 2006.
      Core deposits are an important contributor to growth in net interest income and the net interest margin, and are a low-cost source of funding. Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). We have one of the largest bases of core deposits among large U.S. banks. Average core deposits grew 13% to $303.1 billion in 2007 from $268.9 billion in 2006 and funded 88% of average total loans in both years. Total average retail core deposits, which exclude Wholesale Banking core deposits and retail mortgage escrow deposits, for 2007 grew $12.9 billion (6%) from 2006. Average mortgage escrow deposits increased to $21.5 billion in 2007 from $18.2 billion in 2006. Average savings certificates of deposit increased to $40.5 billion in 2007 from $32.4 billion in 2006 and average noninterest-bearing checking accounts and other core deposit categories (interest-bearing checking and market rate and other savings) increased to $241.9 billion in 2007 from $227.7 billion in 2006. Total average interest-bearing deposits increased to $239.2 billion in 2007 from $223.8 billion in 2006, due to a shift in the deposit mix in favor of higher-yielding savings and certificates of deposit relative to lower cost savings and demand deposit accounts.
      Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

(in millions)	2007				2006
	Average	Yields /	Interest		Average	Yields /	Interest
	balance	rates	income	/	balance	rates	income	/
			expense				expense
EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$4,468	4.99%	$223		$5,515	4.80%	$265
Trading assets	4,291	4.37	188		4,958	4.95	245
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	848	4.26	36		875	4.36	39
Securities of U.S. states and political subdivisions	4,740	7.37	342		3,192	7.98	245
Mortgage-backed securities:
Federal agencies	38,592	6.10	2,328		36,691	6.04	2,206
Private collateralized mortgage obligations	6,548	6.12	399		6,640	6.57	430

Total mortgage-backed securities	45,140	6.10	2,727		43,331	6.12	2,636
Other debt securities (4)	6,295	7.52	477		6,204	7.10	439

Total debt securities available for sale (4)	57,023	6.34	3,582		53,602	6.31	3,359
Mortgages held for sale (5)	33,066	6.50	2,150		42,855	6.41	2,746
Loans held for sale (5)	896	7.76	70		630	7.40	47
Loans:
Commercial and commercial real estate:
Commercial	77,965	8.17	6,367		65,720	8.13	5,340
Other real estate mortgage	32,722	7.38	2,414		29,344	7.32	2,148
Real estate construction	16,934	7.80	1,321		14,810	7.94	1,175
Lease financing	5,921	5.84	346		5,437	5.72	311

Total commercial and commercial real estate	133,542	7.82	10,448		115,311	7.78	8,974
Consumer:
Real estate 1-4 family first mortgage	61,527	7.25	4,463		57,509	7.27	4,182
Real estate 1-4 family junior lien mortgage	72,075	8.12	5,851		64,255	7.98	5,126
Credit card	15,874	13.58	2,155		12,571	13.29	1,670
Other revolving credit and installment	54,436	9.71	5,285		50,922	9.60	4,889

Total consumer	203,912	8.71	17,754		185,257	8.57	15,867
Foreign	7,321	11.68	855		6,343	12.39	786

Total loans (5)	344,775	8.43	29,057		306,911	8.35	25,627
Other	1,402	5.07	71		1,357	4.97	68

Total earning assets	$445,921	7.93	35,341		$415,828	7.79	32,357

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,057	3.16	160		$4,302	2.86	123
Market rate and other savings	147,939	2.78	4,105		134,248	2.40	3,225
Savings certificates	40,484	4.38	1,773		32,355	3.91	1,266
Other time deposits	8,937	4.87	435		32,168	4.99	1,607
Deposits in foreign offices	36,761	4.57	1,679		20,724	4.60	953

Total interest-bearing deposits	239,178	3.41	8,152		223,797	3.21	7,174
Short-term borrowings	25,854	4.81	1,245		21,471	4.62	992
Long-term debt	93,193	5.18	4,824		84,035	4.91	4,124
Guaranteed preferred beneficial interests in Company’s subordinated debentures (6)	—	—	—		—	—	—

Total interest-bearing liabilities	358,225	3.97	14,221		329,303	3.73	12,290
Portion of noninterest-bearing funding sources	87,696	—	—		86,525	—	—

Total funding sources	$445,921	3.19	14,221		$415,828	2.96	12,290

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.74%	$21,120			4.83%	$20,067

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,806				$12,466
Goodwill	11,957				11,114
Other	51,068				46,615

Total noninterest-earning assets	$74,831				$70,195

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$88,907				$89,117
Other liabilities	26,557				24,467
Stockholders’ equity	47,063				43,136
Noninterest-bearing funding sources used to fund earning assets	(87,696)				(86,525)

Net noninterest-bearing funding sources	$74,831				$70,195

TOTAL ASSETS	$520,752				$486,023

(1)	Our average prime rate was 8.05%, 7.96%, 6.19%, 4.34% and 4.12% for 2007, 2006, 2005, 2004 and 2003, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 5.30%, 5.20%, 3.56%, 1.62% and 1.22% for the same years, respectively.
(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3)	Yields are based on amortized cost balances computed on a settlement date basis.
(4)	Includes certain preferred securities.

2005				2004				2003
Average	Yields /	Interest		Average	Yields /	Interest		Average	Yields /	Interest
balance	rates	income	/	balance	rates	income	/	balance	rates	income	/
		expense				expense				expense

$5,448	3.01%	$164		$4,254	1.49%	$64		$4,174	1.16%	$49
5,411	3.52	190		5,286	2.75	145		6,110	2.56	156

997	3.81	38		1,161	4.05	46		1,286	4.74	58
3,395	8.27	266		3,501	8.00	267		2,424	8.62	196

19,768	6.02	1,162		21,404	6.03	1,248		18,283	7.37	1,276
5,128	5.60	283		3,604	5.16	180		2,001	6.24	120

24,896	5.94	1,445		25,008	5.91	1,428		20,284	7.26	1,396
3,846	7.10	266		3,395	7.72	236		3,302	7.75	240

33,134	6.24	2,015		33,065	6.24	1,977		27,296	7.32	1,890
38,986	5.67	2,213		32,263	5.38	1,737		58,672	5.34	3,136
2,857	5.10	146		8,201	3.56	292		7,142	3.51	251

58,434	6.76	3,951		49,365	5.77	2,848		47,279	6.08	2,876
29,098	6.31	1,836		28,708	5.35	1,535		25,846	5.44	1,405
11,086	6.67	740		8,724	5.30	463		7,954	5.11	406
5,226	5.91	309		5,068	6.23	316		4,453	6.22	277

103,844	6.58	6,836		91,865	5.62	5,162		85,532	5.80	4,964

78,170	6.42	5,016		87,700	5.44	4,772		56,252	5.54	3,115
55,616	6.61	3,679		44,415	5.18	2,300		31,670	5.80	1,836
10,663	12.33	1,315		8,878	11.80	1,048		7,640	12.06	922
43,102	8.80	3,794		33,528	9.01	3,022		29,838	9.09	2,713

187,551	7.36	13,804		174,521	6.38	11,142		125,400	6.85	8,586
4,711	13.49	636		3,184	15.30	487		2,200	18.00	396

296,106	7.19	21,276		269,570	6.23	16,791		213,132	6.54	13,946
1,581	4.34	68		1,709	3.81	65		1,626	4.57	74

$383,523	6.81	26,072		$354,348	5.97	21,071		$318,152	6.16	19,502

$3,607	1.43	51		$3,059	0.44	13		$2,571	0.27	7
129,291	1.45	1,874		122,129	0.69	838		106,733	0.66	705
22,638	2.90	656		18,850	2.26	425		20,927	2.53	529
27,676	3.29	910		29,750	1.43	427		25,388	1.20	305
11,432	3.12	357		8,843	1.40	124		6,060	1.11	67

194,644	1.98	3,848		182,631	1.00	1,827		161,679	1.00	1,613
24,074	3.09	744		26,130	1.35	353		29,898	1.08	322
79,137	3.62	2,866		67,898	2.41	1,637		53,823	2.52	1,355
—	—	—		—	—	—		3,306	3.66	121

297,855	2.50	7,458		276,659	1.38	3,817		248,706	1.37	3,411
85,668	—	—		77,689	—	—		69,446	—	—

$383,523	1.95	7,458		$354,348	1.08	3,817		$318,152	1.08	3,411

	4.86%	$18,614			4.89%	$17,254			5.08%	$16,091

$13,173				$13,055				$13,433
10,705				10,418				9,905
38,389				32,758				36,123

$62,267				$56,231				$59,461

$87,218				$79,321				$76,815
21,559				18,764				20,030
39,158				35,835				32,062
(85,668)				(77,689)				(69,446)

$62,267				$56,231				$59,461

$445,790				$410,579				$377,613

(5)	Nonaccrual loans and related income are included in their respective loan categories.
(6)	At December 31, 2003, upon adoption of FIN 46(R), these balances were reflected in long-term debt. See Note 14 (Long-Term Debt) to Financial Statements for more information.
(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for all years presented.

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

Table 4: Analysis of Changes in Net Interest Income

(in millions)	Year ended December 31					,
	2007 over 2006			2006 over 2005
	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$(52)	$10	$(42)	$2	$99	$101
Trading assets	(30)	(27)	(57)	(17)	72	55
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	(2)	(1)	(3)	(5)	6	1
Securities of U.S. states and political subdivisions	117	(20)	97	(13)	(8)	(21)
Mortgage-backed securities:
Federal agencies	102	20	122	1,040	4	1,044
Private collateralized mortgage obligations	(5)	(26)	(31)	93	54	147
Other debt securities	8	30	38	173	—	173
Mortgages held for sale	(634)	38	(596)	230	303	533
Loans held for sale	21	2	23	(146)	47	(99)
Loans:
Commercial and commercial real estate:
Commercial	1,001	26	1,027	529	860	1,389
Other real estate mortgage	248	18	266	16	296	312
Real estate construction	167	(21)	146	278	157	435
Lease financing	28	7	35	12	(10)	2
Consumer:
Real estate 1-4 family first mortgage	292	(11)	281	(1,441)	607	(834)
Real estate 1-4 family junior lien mortgage	634	91	725	620	827	1,447
Credit card	448	37	485	247	108	355
Other revolving credit and installment	339	57	396	730	365	1,095
Foreign	116	(47)	69	205	(55)	150
Other	2	1	3	(10)	10	—

Total increase in interest income	2,800	184	2,984	2,543	3,742	6,285

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	23	14	37	12	60	72
Market rate and other savings	345	535	880	75	1,276	1,351
Savings certificates	343	164	507	337	273	610
Other time deposits	(1,134)	(38)	(1,172)	167	530	697
Deposits in foreign offices	732	(6)	726	376	220	596
Short-term borrowings	211	42	253	(88)	336	248
Long-term debt	465	235	700	186	1,072	1,258

Total increase in interest expense	985	946	1,931	1,065	3,767	4,832

Increase (decrease) in net interest income on a taxable-equivalent basis	$1,815	$(762)	$1,053	$1,478	$(25)	$1,453

Noninterest Income
We earn trust, investment and IRA fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2007, these assets totaled $1.12 trillion, up 14% from $983 billion at December 31, 2006. Trust, investment and IRA fees are primarily based on a tiered scale relative to the market value of the assets under management or administration. The 13% increase in these fees in 2007 from 2006 was due to continued strong asset growth across all the trust and investment management businesses.
      We also receive commissions and other fees for providing services to full-service and discount brokerage customers. At December 31, 2007 and 2006, brokerage assets totaled $131 billion and $115 billion, respectively. Generally, these fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, or asset-based fees, which are based on the market value of the customer’s assets. A significant portion of the 20% increase in these fees in 2007 from a year ago was due to higher securities issuance and investment banking activity.
      Card fees increased 22% to $2,136 million in 2007 from $1,747 million in 2006, primarily due to an increase in the percentage of our customer base using a Wells Fargo credit card and to higher credit and debit card transaction volume. Purchase volume on these cards increased 19% from a year ago and average card balances were up 28%.

Table 5: Noninterest Income

(in millions)	Year ended December 31			,	% Change
	2007	2006	2005		2007 /	2006 /
					2006	2005
Service charges on deposit accounts	$3,050	$2,690	$2,512		13%	7%
Trust and investment fees:
Trust, investment and IRA fees	2,305	2,033	1,855		13	10
Commissions and all other fees	844	704	581		20	21

Total trust and investment fees	3,149	2,737	2,436		15	12
Card fees	2,136	1,747	1,458		22	20
Other fees:
Cash network fees	193	184	180		5	2
Charges and fees on loans	1,011	976	1,022		4	(5)
All other fees	1,088	897	727		21	23

Total other fees	2,292	2,057	1,929		11	7
Mortgage banking:
Servicing income, net	1,511	893	987		69	(10)
Net gains on mortgage loan origination/sales activities	1,289	1,116	1,085		16	3
All other	333	302	350		10	(14)

Total mortgage banking	3,133	2,311	2,422		36	(5)
Operating leases	703	783	812		(10)	(4)
Insurance	1,530	1,340	1,215		14	10
Net gains from trading activities	544	544	571		—	(5)
Net gains (losses) on debt securities available for sale	209	(19)	(120)		NM	(84)
Net gains from equity investments	734	738	511		(1)	44
All other	936	812	699		15	16

Total	$18,416	$15,740	$14,445		17	9

NM – Not meaningful

      Mortgage banking noninterest income was $3,133 million in 2007, compared with $2,311 million in 2006. Servicing fees, included in net servicing income, increased to $4,025 million in 2007 from $3,525 million in 2006, due to growth in loans serviced for others, primarily reflecting the full year effect of the $140 billion servicing portfolio acquired from Washington Mutual, Inc. in July 2006. Our portfolio of loans serviced for others was $1.43 trillion at December 31, 2007, up 12% from $1.28 trillion at December 31, 2006. Servicing income also includes both changes in the fair value of MSRs during the period as well as changes in the value of derivatives (economic hedges) used to hedge the MSRs. Net servicing income for 2007 included a $583 million net MSRs valuation gain that was recorded to earnings ($571 million fair value loss offset by a $1.15 billion economic hedging gain) and for 2006 included a $154 million net MSRs valuation loss ($9 million fair value loss plus a $145 million economic hedging loss). At December 31, 2007, the ratio of MSRs to related loans serviced for others was 1.20%, the lowest ratio in 10 quarters.
      Net gains on mortgage loan origination/sales activities were $1,289 million in 2007, up from $1,116 million in 2006. Gains for 2007 were partly offset by losses of $803 million, which consisted of a $479 million write-down of the mortgage warehouse/pipeline, and a $324 million write-down primarily due to mortgage loans repurchased and an increase in the repurchase reserve for projected early payment defaults. During 2006, we realized losses of $126 million resulting from the sale of low yielding ARMs as part of our balance sheet repositioning strategy. Residential real estate originations totaled $272 billion in 2007, compared with $294 billion in 2006. Under FAS 159 we elected in 2007 to account for new prime MHFS at fair value. These loans are initially measured at fair value, with subsequent changes in fair value recognized as a component of net gains on mortgage loan origination/sales activities. Prior to the adoption of FAS 159, these fair value gains would have been deferred until the sale of these loans. (For additional detail, see “Asset/Liability and Market Risk Management — Mortgage Banking Interest Rate and Market Risk,” and Note 1 (Summary of Significant Accounting Policies), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements.) The 1-4 family first mortgage unclosed pipeline was $43 billion at December 31, 2007 and $48 billion at December 31, 2006.
      Insurance revenue was up 14% from 2006, due to higher insurance commissions and increases in crop insurance premiums.
      Income from trading activities was $544 million in both 2007 and 2006. Net gains on debt securities were $209 million for 2007, compared with losses of $19 million for 2006. Net gains from equity investments were $734 million in 2007, compared with $738 million in 2006.
      We routinely review our investment portfolios and recognize impairment write-downs based primarily on fair market value, issuer-specific factors and results, and our intent to hold such securities to recovery. We also consider general economic and market conditions, including industries in which venture capital investments are made, and adverse changes affecting the availability of venture capital. We determine other-than-temporary impairment based on the information available at the time of the assessment, with particular focus on the severity and duration of specific security impairments, but new information or economic developments in the future could result in recognition of additional impairment.
Noninterest Expense
Table 6: Noninterest Expense

(in millions)	Year ended December 31			,	% Change
	2007	2006	2005		2007 /	2006 /
					2006	2005
Salaries	$7,762	$7,007	$6,215		11%	13%
Incentive compensation	3,284	2,885	2,366		14	22
Employee benefits	2,322	2,035	1,874		14	9
Equipment	1,294	1,252	1,267		3	(1)
Net occupancy	1,545	1,405	1,412		10	—
Operating leases	561	630	635		(11)	(1)
Outside professional services	899	942	835		(5)	13
Outside data processing	482	437	449		10	(3)
Travel and entertainment	474	542	481		(13)	13
Contract services	448	579	596		(23)	(3)
Operating losses	437	275	194		59	42
Insurance	416	257	224		62	15
Advertising and promotion	412	456	443		(10)	3
Postage	345	312	281		11	11
Telecommunications	321	279	278		15	—
Stationery and supplies	220	223	205		(1)	9
Security	176	179	167		(2)	7
Core deposit intangibles	113	112	123		1	(9)
All other	1,313	1,030	973		27	6

Total	$22,824	$20,837	$19,018		10	10

We continued to build our business with investments in additional team members, largely sales and service professionals, and new banking stores in 2007. The 10% increase in noninterest expense to $22.8 billion in 2007 from $20.8 billion in 2006 was due primarily to the increase in salaries, incentive compensation and employee benefits. We grew our sales and service force by adding 1,755 team members (full-time equivalents), including 578 retail platform bankers. In 2007, we opened 87 regional banking stores and converted 42 stores acquired from Placer Sierra Bancshares and National City Bank to our network. The acquisition of Greater Bay Bancorp added $87 million of expenses in 2007. Expenses also included stock option expense of $129 million in 2007, compared with $134 million in 2006. In addition, expenses in 2007 included $433 million in origination costs that, prior to the adoption of FAS 159, would have been deferred and recognized as a reduction of net gains on mortgage loan origination/sales activities at the time of sale.
      Operating losses included $203 million for 2007 and $95 million for 2006 of litigation expenses associated with indemnification obligations arising from our ownership interest in Visa.
      Wells Fargo is a member of the Visa USA network. On October 3, 2007, the Visa organization of affiliated entities completed a series of global restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa Inc. Visa Inc. intends to issue and sell a majority of its shares to the public in an initial public offering (IPO). We have an approximate 2.8% ownership interest in Visa Inc., which is included in our balance sheet at a nominal amount.
      We obtained concurrence from the staff of the SEC concerning our accounting for the Visa restructuring transactions, including (1) judgment sharing agreements previously executed among the Company, Visa Inc. and its predecessors (collectively Visa) and certain other member banks of the Visa USA network, (2) litigation, and (3) an escrow account that will be established by Visa Inc. at the time of its IPO. The escrow account will be funded from IPO proceeds and will be used to make payments related to Visa litigation. We recorded litigation liabilities associated with indemnification obligations related to agreements entered into during second quarter 2006 and third quarter 2007. Based on our proportionate membership share of Visa USA, we recorded a litigation liability and corresponding expense of $95 million for 2006 and $203 million for 2007. The effect to the second quarter 2006 was estimated based upon our share of an actual settlement reached in November 2007. Management does not believe that the fair value of this obligation if determined in second quarter 2006 would have been materially different given information available at that time. Management has concluded, and the Audit and Examination Committee of our Board of Directors has concurred, that these amounts are immaterial to the periods affected.
      Upon completion of Visa Inc.’s IPO, we will account for the funding of the escrow account by reducing our litigation liability with a corresponding credit to noninterest expense for our portion of the escrow account, consistent with the method of allocating joint and several liability among potentially responsible parties in American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities.
Income Tax Expense
On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). Implementation of FIN 48 did not result in a cumulative effect adjustment to retained earnings. At January 1, 2007, the total amount of unrecognized tax benefits and accrued interest was $3.1 billion, of which $1.7 billion related to tax benefits and interest that, if recognized, would impact the annual effective tax rate. Our effective tax rate for 2007 was 30.7%, compared with 33.4% for 2006. Income tax expense and the related effective tax rate for 2007 included FIN 48 tax benefits of $235 million, as well as the impact of lower pre-tax earnings in relation to the level of tax-exempt income and tax credits. The tax benefits were primarily related to the resolution of certain matters with federal and state taxing authorities and statute expirations, reduced by accruals for uncertain tax positions, in accordance with FIN 48. We expect that FIN 48 will cause more volatility in our effective tax rate from quarter to quarter as we are now required to recognize tax positions in our financial statements based on the probability of ultimately sustaining such positions with the respective taxing authorities, and we are required to reassess those positions each quarter based on our evaluation of new information.
Operating Segment Results
We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 24 (Operating Segments) to Financial Statements.
      To reflect a change in the allocation of income taxes for management reporting adopted in 2007, results for prior periods have been revised.
COMMUNITY BANKING’S net income decreased 5% to $5.29 billion in 2007 from $5.55 billion in 2006. Strong sales and revenue growth combined with disciplined expense management were offset by higher credit costs, including the $1.4 billion (pre tax) credit reserve build. Revenue increased 11% to $25.54 billion from $23.03 billion in 2006. Net interest income increased 2% to $13.37 billion in 2007 from $13.12 billion in 2006. Although the net interest margin declined 3 basis points to 4.75% (primarily due to lower investment yields), the 3% growth in earning assets more than offset the impact of the lower margin. The growth in earning assets was predominantly driven by loan growth. Average loans were up 9% to $194.0 billion in 2007 from $178.0 billion in 2006. Average core deposits were up 7% to $249.8 billion in 2007 from $233.5 billion a year ago.

Noninterest income increased 23% to $12.17 billion in 2007 from $9.92 billion in 2006, primarily due to retail banking fee revenue growth in brokerage, deposit service charges, cards and investments. Noninterest income also included higher mortgage banking revenue, which increased $505 million (18%) largely due to higher servicing income. The provision for credit losses for 2007 increased to $3.19 billion in 2007 from $887 million in 2006 including the fourth quarter 2007 $1.4 billion credit reserve build, with over half of the remaining increase in the Home Equity portfolio. Noninterest expense for 2007 increased 8% to $15.00 billion in 2007 from $13.92 billion in 2006, due to growth in personnel expenses.
WHOLESALE BANKING’S net income increased 13% to a record $2.28 billion in 2007 from $2.02 billion in 2006. Revenue increased 15% to a record $8.34 billion from $7.23 billion in 2006. Net interest income increased 16% to $3.38 billion for 2007 from $2.92 billion for 2006 primarily due to higher earning asset volumes and earning asset yields and related fees, partially offset by higher funding costs. Average loans increased 20% to $85.6 billion in 2007 from $71.4 billion in 2006. Average core deposits grew 51% to $53.3 billion primarily due to large corporate and middle-market relationships, international and correspondent banking customers and from higher Eurodollar sweep and liquidity balances from our asset management customers. The increase in provision for credit losses to $69 million in 2007 from $16 million in 2006 was due to higher net charge-offs. Noninterest income increased 15% to $4.96 billion in 2007, due to higher deposit service charges, trust and investment income, foreign exchange fees, insurance revenue, commercial real estate brokerage fees and capital markets activity. Noninterest expense increased 16% to $4.77 billion in 2007 from $4.11 billion in 2006, due to higher personnel-related costs, expenses related to higher sales volumes, investments in new offices and businesses and acquisitions.
WELLS FARGO FINANCIAL’S net income decreased 44% to $481 million in 2007 from $852 million in 2006 reflecting higher credit losses and our decision in late 2006 to slow the growth in our auto portfolio as well as the divestiture of some of our Latin American operations and a $50 million reversal of Hurricane Katrina-related reserves, both in 2006. Revenue was up 2% to $5.51 billion in 2007 from $5.43 billion in 2006. Net interest income increased 8% to $4.23 billion from $3.91 billion in 2006 due to growth in average loans. Average loans increased 13% to $65.2 billion in 2007 from $57.5 billion in 2006. The provision for credit losses increased $382 million in 2007 from 2006, primarily due to an increase in net charge-offs in the auto lending and credit card portfolios, and lower net charge-offs in early 2006 relating to the bankruptcy law change in October 2005. Noninterest income decreased $231 million in 2007 from 2006 in part, as a result of the Latin American sale. Noninterest expense increased $246 million (9%) in 2007 from 2006, primarily due to higher employee compensation and benefit costs. A significant portion of this increase was due to Wells Fargo Financial’s continued focus on reducing losses and delinquencies in auto lending and credit card portfolios by improving processes and staffing levels in collections.

Balance Sheet Analysis

Securities Available for Sale
Our securities available for sale consist of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and long-term yield enhancement. Accordingly, this portfolio primarily includes very liquid, high-quality federal agency and privately issued mortgage-backed securities. At December 31, 2007, we held $70.2 billion of debt securities available for sale, with net unrealized gains of $775 million, compared with $41.8 billion at December 31, 2006, with net unrealized gains of $722 million. We also held $2.8 billion of marketable equity securities available for sale at December 31, 2007, and $796 million at December 31, 2006, with net unrealized losses of $95 million and net gains of $204 million for the same periods, respectively. The increase in marketable equity securities was primarily due to our adoption of Topic D-109 effective July 1, 2007, which resulted in the transfer of approximately $1.2 billion of securities, consisting of investments in preferred stock callable by the issuer, from trading assets to securities available for sale.
      The weighted-average expected maturity of debt securities available for sale was 5.9 years at December 31, 2007. Since 78%
of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers may have the right to prepay obligations before the underlying mortgages mature. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale is shown in Table 7.

Table 7: Mortgage-Backed Securities

(in billions)	Fair	Net		Remaining
	value	unrealized		maturity
		gain (loss	)

At December 31, 2007	$55.0	$ 0.9		4.0 yrs.

At December 31, 2007,
assuming a 200 basis point:
Increase in interest rates	50.7	(3.4)		6.4 yrs.
Decrease in interest rates	56.7	2.6		1.7 yrs.

     We have approximately $3 billion of investments in securities, primarily municipal bonds, that are guaranteed against loss by bond insurers. These securities are almost exclusively investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. These securities will continue to be monitored as part of our ongoing impairment analysis of our securities available for sale, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers.
      See Note 5 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.
Loan Portfolio
A discussion of average loan balances is included in “Earnings Performance – Net Interest Income” on page 43 and a comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
      Total loans at December 31, 2007, were $382.2 billion, up $63.1 billion (20%) from $319.1 billion at December 31, 2006. Consumer loans were $221.9 billion at December 31, 2007, up $31.5 billion (17%) from $190.4 billion a year ago. Commercial and commercial real estate loans of $152.8 billion at December 31, 2007, increased $30.8 billion (25%) from a year ago. Mortgages held for sale decreased to $26.8 billion at December 31, 2007, from $33.1 billion a year ago. Our acquisitions of Greater Bay Bancorp, Placer Sierra Bancshares and the CIT construction business in 2007 added $9.7 billion of total loans, consisting of $8.8 billion of commercial and commercial real estate loans and $866 million of consumer loans at December 31, 2007.
      Table 8 shows contractual loan maturities and interest rate sensitivities for selected loan categories.

Table 8: Maturities for Selected Loan Categories

(in millions)	December 31, 2007
	Within	After	After	Total
	one	one year	five
	year	through	years
		five years

Selected loan maturities:
Commercial	$27,381	$45,185	$17,902	$90,468
Other real estate mortgage	4,828	12,606	19,313	36,747
Real estate construction	9,960	7,713	1,181	18,854
Foreign	770	3,897	2,774	7,441

Total selected loans	$42,939	$69,401	$41,170	$153,510

Sensitivity of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$12,744	$14,727
Loans at floating/variable interest rates		56,657	26,443

Total selected loans		$69,401	$41,170

Deposits
Year-end deposit balances are shown in Table 9. Comparative detail of average deposit balances is included in Table 3. Average core deposits increased $34.2 billion to $303.1 billion in 2007 from $268.9 billion in 2006. Average core deposits funded 58.2% and 55.3% of average total assets in 2007 and 2006, respectively. Total average interest-bearing deposits increased to $239.2 billion in 2007 from $223.8 billion in 2006, largely due to growth in market rate and other savings deposits, along with growth in foreign deposits, offset by a decline in other time deposits. Total average noninterest-bearing deposits declined to $88.9 billion in 2007 from $89.1 billion in 2006. Savings certificates increased on average to $40.5 billion in 2007 from $32.4 billion in 2006.

Table 9: Deposits

(in millions)	December 31		,	%
	2007	2006		Change

Noninterest-bearing	$84,348	$89,119		(5)%
Interest-bearing checking	5,277	3,540		49
Market rate and other savings	153,924	140,283		10
Savings certificates	42,708	37,282		15
Foreign deposits (1)	25,474	17,844		43

Core deposits	311,731	288,068		8
Other time deposits	3,654	13,819		(74)
Other foreign deposits	29,075	8,356		248

Total deposits	$344,460	$310,243		11

(1)	Reflects Eurodollar sweep balances included in core deposits.

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
      In the ordinary course of business, we engage in financial transactions that are not recorded in the balance sheet, or may be recorded in the balance sheet in amounts that are different from the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources, or (4) optimize capital, and are accounted for in accordance with U.S. GAAP.
      We have largely avoided many of the industry issues associated with collateralized debt obligations (CDOs) and structured investment vehicles (SIVs). A CDO is a security backed by pools of assets, which may include debt securities, including bonds (collateralized bond obligations, or CBOs) or loans (collateralized loan obligations, or CLOs). CDOs often can have reinvestment periods in which they can trade assets and/or reinvest asset sales or liquidation proceeds. Like collateralized mortgage obligations, CDOs issue tranches of debt with different maturities and risk characteristics. We typically have not engaged in creating or sponsoring SIVs to hold off-balance sheet assets and we have not made a market in subprime securities.
      Almost all of our off-balance sheet arrangements result from securitizations. We routinely securitize home mortgage loans and, from time to time, other financial assets, including commercial mortgages. We normally structure loan securitizations as sales, in accordance with FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities – a replacement of FASB Statement No. 125. This involves the transfer of financial assets to certain qualifying special-purpose entities that we are not required to consolidate. In a securitization, we can convert the assets into cash earlier than if we held the assets to maturity. Special-purpose entities used in these types of securitizations obtain cash to acquire assets by issuing securities to investors. In a securitization, we record a liability related to standard representations and warranties we make to purchasers and issuers for receivables transferred. Also, we generally retain the right to service the transferred receivables and to repurchase those receivables from the special-purpose entity if the outstanding balance of the receivable falls to a level where the cost exceeds the benefits of servicing such receivables.
      At December 31, 2007, securitization arrangements sponsored by the Company consisted of $224 billion in securitized loan receivables, including $135 billion of home mortgage loans and $89 billion of commercial mortgages. At December 31, 2007, the retained servicing rights and other interests held related to these securitizations were $10.8 billion, consisting of $8.8 billion in securities, $1.5 billion in servicing assets and $413 million in other interests held. Related to our securitizations, we have committed to provide up to $21 million in credit enhancements.
      We have investments in certain special-purpose entities, generally created by other sponsoring organizations, where we hold variable interests greater than 20% but less than 50% (significant variable interests). These special-purpose entities were predominantly formed to invest in affordable housing and sustainable energy projects and to securitize corporate debt and had approximately $5.8 billion in total assets at December 31, 2007, including $960 million related to CDOs. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $2.0 billion at December 31, 2007, primarily representing investments in entities formed to invest in affordable housing and sustainable energy projects. However, we expect to recover our investment in these entities over time primarily through realization of federal tax credits. Our investments in CDOs, including those special-purpose entities where we hold significant variable interests, totaled $860 million at December 31, 2007. Table 10 reflects these investments, including the corresponding asset collateral categories and related credit ratings.

Table 10: Investments in Collateralized Debt Obligations

(in millions)	December 31, 2007
					Distribution of fair value by rating category
					Investment grade
	Cost	Gross	Gross	Fair	AAA	AA to		Other		Total
		unrealized	unrealized	value		BBB	-
		gains	losses (1)

Corporate credit	$589	$1	$(68)	$522	$13	$292		$217	(2)	$522
Bank or insurance trust preferred	298	1	(5)	294	257	37		—		294
Commercial mortgage	49	—	(5)	44	24	20		—		44
Residential mortgage	—	—	—	—	—	—		—		—

Total	$936	$2	$(78)	$860	$294	$349		$217		$860

(1)	All unrecognized losses are reviewed for potential impairment on a quarterly basis. At December 31, 2007, there was no deterioration in cash flows for any of the investments reflected above and, therefore, no impairment charge. We have the ability and the intent to hold these investments until maturity or recovery.

(2)	Approximately 90% had underlying credit portfolios that were selected by Wells Fargo credit analysts. Included $192 million of non-rated securities.

     In addition, in securities available for sale, we held approximately $1,735 million in tax-exempt bonds at December 31, 2007, in the form of CDOs, consolidated in our balance sheet with related liabilities, based on the Company’s participation in certain municipal tender option bond programs. The fair value includes a $69 million net unrealized loss due to changes in interest rates which is expected to be recovered over time. Approximately 98% of the bonds are rated investment grade while 2% are not rated. Under the municipal tender option bond programs in which we participate, we place long-term tax-exempt municipal bonds in a trust sponsored by a third party which serves as the collateral for short-term tender option bonds issued by the trust to investors. These tender option bonds can be “put” or tendered by the investor to the trust at par at predetermined times (generally weekly or monthly). We are required to consolidate the trusts in accordance with FIN 46R. We earn a spread between the long-term rate on the municipal bonds and the short-term rate on the corresponding tender option bonds.
      For more information on securitizations, including sales proceeds and cash flows from securitizations, see Note 8 (Securitizations and Variable Interest Entities) to Financial Statements.
      Our money market mutual funds are allowed to hold investments in SIVs in accordance with approved investment parameters for the respective funds and, therefore, may have indirect exposure to CDOs. At December 31, 2007, our money market mutual funds held $106 billion of assets under management including investments in eight SIVs not sponsored by the Company aggregating $1.6 billion, or 1.5% of the funds’ assets. Based on the maturity and paydown of these investments, by February 1, 2008, the funds held three SIVs aggregating $1.0 billion. At February 1, 2008, the remaining assets held by the money market funds were either U.S. government, high-grade municipal, or high-grade corporate securities. At such time, to maintain an investment rating of AAA for certain funds, we elected to enter into a capital support agreement for up to $130 million related to one SIV held by our AAA-rated non-government money market mutual funds. We are generally not responsible for investment losses incurred by our funds, and we do not have a contractual or implicit obligation to indemnify such losses or provide additional support to the funds. Based on our estimate of the guarantee obligation at the time we entered into the agreement, we recorded a liability of $39 million in 2008. While we elected to enter into the capital support agreement for the AAA-rated funds, we are not obligated and may elect not to provide additional support to these funds or other funds in the future.
      Wells Fargo Home Mortgage (Home Mortgage), in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Bank, N.A. through an established line of credit and are subject to specified underwriting criteria. At December 31, 2007, the total assets of these mortgage origination joint ventures were approximately $55 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2007, these liquidity commitments totaled $238 million.
      We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers title, escrow, appraisal and other real estate related services. Our merchant services joint venture includes credit card processing and related activities. At December 31, 2007, total assets of our real estate lending and merchant services joint ventures were approximately $775 million.
      In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2007, the amount of additional consideration we expected to pay was not significant to our financial statements.
      As a financial services provider, we routinely commit to extend credit, including loan commitments, standby letters of credit and financial guarantees. A significant portion of commitments to extend credit may expire without being drawn upon. These commitments are subject to the same credit policies and approval process used for our loans. For more information, see Note 6 (Loans and Allowance for Credit Losses) and Note 15 (Guarantees and Legal Actions) to Financial Statements.
      In our venture capital and capital markets businesses, we commit to fund equity investments directly to investment funds and to specific private companies. The timing of future cash requirements to fund these commitments generally depends on the related investment cycle, the period over which privately-held companies are funded by investors and ultimately sold or taken public. This cycle can vary based on market conditions and the industry in which the companies operate. We expect that many of these investments will become public, or otherwise become liquid, before the balance of unfunded equity commitments is used. At December 31, 2007, these commitments were approximately $895 million. Our other investment commitments, principally related to affordable housing, civic and other community development initiatives, were approximately $685 million at December 31, 2007.
      In the ordinary course of business, we enter into indemnification agreements, including underwriting agreements relating to our securities, securities lending, acquisition agreements, and various other business transactions or arrangements. For more information, see Note 15 (Guarantees and Legal Actions) to Financial Statements.

Contractual Obligations
In addition to the contractual commitments and arrangements previously described, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.
      Table 11 summarizes these contractual obligations at December 31, 2007, except obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 13 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements. The table also excludes other commitments more fully described under “Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments.”
      We are subject to the income tax laws of the U.S., its states and municipalities, and those of the foreign jurisdictions in which we operate. We have various unrecognized tax obligations related to these operations which may require future cash tax payments to various taxing authorities. Because of their uncertain nature, the expected timing and amounts of these payments are not reasonably estimable or determinable. See Note 21 (Income Taxes) to Financial Statements for more information.
      We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this Report and Note 16 (Derivatives) to Financial Statements for more information.
Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2007, 2006 and 2005.

Table 11: Contractual Obligations

(in millions)	Note(s) to	Less than	1-3	3-5	More than	Indeterminate		Total
	Financial	1 year	years	years	5 years	maturity	(1)
	Statements

Contractual payments by period:
Deposits	12	$95,893	$3,459	$1,205	$343	$243,560		$344,460
Long-term debt (2)	7,14	18,397	27,221	22,015	31,760	—		99,393
Operating leases	7	618	976	681	1,408	—		3,683
Purchase obligations (3)		386	539	317	254	—		1,496

Total contractual obligations		$115,294	$32,195	$24,218	$33,765	$243,560		$449,032

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Includes obligations under capital leases of $20 million.

(3)	Represents agreements to purchase goods or services.
Risk Management

Credit Risk Management Process
Our credit risk management process provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, judgmental or statistical credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs and a continual loan review and audit process. In addition, regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes. In 2007, the credit policies related to residential real estate lending were updated to reflect the current economic conditions in the industry. Credit policy was tightened as we made decisions to exit certain poorly performing indirect channels.
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
      The Chief Credit Officer provides company-wide credit oversight. Each business unit with direct credit risks has a senior credit officer and has the primary responsibility for managing its own credit risk. The Chief Credit Officer delegates authority, limits and other requirements to the business units. These delegations are routinely reviewed and amended if there are significant changes in personnel, credit performance or business requirements. The Chief Credit Officer is a member of the Company’s Management Committee. The Chief Credit Officer provides a quarterly credit review to the Credit Committee of the Board of Directors and meets with them periodically.

     Our business units and the office of the Chief Credit Officer periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that credit standards are followed. Business units conduct quality assurance reviews to ensure that loans meet portfolio or investor credit standards. Our loan examiners in risk asset review and internal audit independently review portfolios with credit risk, monitor performance, sample credits, review and test adherence to credit policy and recommend/require corrective actions as necessary.
      Our primary business focus on middle-market commercial, residential real estate, auto, credit card and small consumer lending, results in portfolio diversification. We assess loan portfolios for geographic, industry or other concentrations and use mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations, as we deem appropriate.
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
      Residential real estate mortgages are one of our core products. We offer a broad spectrum of first mortgage and junior lien loans that we consider mostly prime or near prime. These loans are almost entirely secured by a primary residence for the purpose of purchase money, refinance, debt consolidation, or home equity loans. We do not make or purchase option adjustable-rate mortgage products (option ARMs) or variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans, as we believe these products rarely provide a benefit to our customers.
      We originate mortgage loans through a variety of sources, including our retail sales force and licensed real estate brokers. We apply consistent credit policies, borrower documentation standards, Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) compliant appraisal requirements, and sound underwriting, regardless of application source. We perform quality control reviews for third party originated loans and actively manage or terminate sources that do not meet our credit standards. Specifically, during 2007 we stopped originating first and junior lien residential mortgages where credit performance had deteriorated beyond our expectations, especially recent vintages of high combined loan-to-value home equity loans sourced through third party channels.
      We believe our underwriting process is well controlled and appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans. We only approve applications and make loans if we believe the customer has the ability to repay the loan or line of credit according to all its terms. A small portion of borrower selected stated income loans originated from third party channels produced unacceptable performance in our Home Equity portfolio. We have tightened our bank-selected reduced documentation requirements as a precautionary measure and substantially reduced third party originations due to the negative trends experienced in these channels. Appraisals are used to support property values.
      In the mortgage industry, it has been common for consumers, lenders, and servicers to purchase mortgage insurance, which can enhance the credit quality of the loan for investors and serves generally to expand the market for home ownership.
      In our servicing portfolio, certain of the loans we service carry mortgage insurance, based largely on the requirements of investors, who bear the ultimate credit risk. Within our $1.5 trillion servicing portfolio, we service approximately $115 billion of loans that carry approximately $25 billion of mortgage insurance coverage purchased from a group of mortgage insurance companies that are rated AA or higher by one or more of the major rating agencies. Should any of these companies experience a downgrade by one or more of the rating agencies, investors may be exposed to a higher level of credit risk. In this event, as servicer, we would work with the investors to determine if it is necessary to obtain replacement coverage with another insurer. Our mortgage servicing portfolio consists of over 90% prime loans and we continue to be among the highest rated loan servicers for residential real estate mortgage loans, based on various servicing criteria. The foreclosure rate in our mortgage servicing portfolio was only 0.88% at year-end 2007.
      Similarly, we obtained approximately $2 billion of mortgage insurance coverage for certain loans that we held for investment or for sale at December 31, 2007. In the event a mortgage insurer is unable to meet its obligations on defaulted loans in accordance with the insurance contract, we might be exposed to higher credit losses if replacement coverage on those loans cannot be obtained. However, approximately one-third of the coverage related to the debt consolidation nonprime real estate 1-4 family mortgage loans held by Wells Fargo Financial, which have had a low level of credit losses (0.31% loss rate (annualized) in fourth quarter 2007 for the entire debt consolidation portfolio). The remaining coverage primarily related to prime real estate 1-4 family mortgage loans, primarily high quality ARMs for our retail and wealth management customers, which also have had very low loss rates.
      Each business unit regularly completes asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall loss estimates and the allowance for credit losses is adequate, we conduct periodic stress tests. This includes a portfolio loss simulation model that simulates a range of possible losses for various sub-portfolios assuming various trends in loan quality, stemming from economic conditions or borrower performance.

     We routinely review and evaluate risks that are not borrower specific but that may influence the behavior of a particular credit, group of credits or entire sub-portfolios. We also assess risk for particular industries, geographic locations such as states or Metropolitan Statistical Areas and specific macroeconomic trends.
LOAN PORTFOLIO CONCENTRATIONS
Loan concentrations may exist when there are borrowers engaged in similar activities or types of loans extended to a diverse group of borrowers that could cause those borrowers or portfolios to be similarly impacted by economic or other conditions.
      The concentrations of real estate 1-4 family mortgage loans by state are presented in Table 12. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at December 31, 2007, compared with 11% at the end of 2006. These loans are mostly within several metropolitan areas in California, with no single area consisting of more than 3% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within the credit risk management process. In 2007, the residential real estate markets experienced significant declines in property values, and several markets in California, specifically the Central Valley and several Southern California metropolitan statistical areas, experienced more severe value adjustments.
      Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2007, these loans were approximately 20% of total loans, compared with 19% at the end of 2006. Substantially all of these loans are considered to be prime or near prime. We do not make or purchase option ARMs or negative amortizing mortgage loans. We have minimal ARM reset risk across our owned mortgage loan portfolios.

Table 12: Real Estate 1-4 Family Mortgage Loans by State

(in millions)	December 31, 2007
	Real estate	Real estate	Total real	% of
	1-4 family	1-4 family	estate 1-4	total
	first	junior lien	family	loans
	mortgage	mortgage	mortgage

California	$20,782	$28,234	$49,016	13%
Minnesota	3,009	4,209	7,218	2
Arizona	2,986	3,451	6,437	2
Florida	3,127	2,851	5,978	2
Colorado	2,612	2,889	5,501	1
Washington	2,476	2,938	5,414	1
Texas	3,551	1,805	5,356	1
New York	2,200	2,275	4,475	1
Nevada	1,625	1,642	3,267	*
Illinois	1,616	1,444	3,060	*
Other (1)	27,431	23,827	51,258	13

Total	$71,415	$75,565	$146,980	38%

*	Less than 1%.

(1)	Consists of 40 states; no state had loans in excess of $2,959 million. Includes $5,029 million in GNMA early pool buyouts.
     The deterioration in specific segments of the National Home Equity Group (Home Equity) portfolio required a targeted approach to managing these assets. A liquidating portfolio, consisting of all home equity loans generated through the wholesale channel not behind a Wells Fargo first mortgage, and all home equity loans acquired through correspondents was identified. While the $11.9 billion of loans in this liquidating portfolio represented about 3% of total loans outstanding at December 31, 2007, these loans represented the highest risk in the $84.2 billion Home Equity portfolio, with a loss rate of 4.80% (December 2007, annualized) compared with 0.86% for the remaining portfolio. The loans in the liquidating portfolio are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. The remaining portfolio consists of $72.3 billion of loans in the Home Equity portfolio at December 31, 2007, of which $70.9 billion were originated through the retail channel, with approximately $11.4 billion of these retail originations in a first lien position. Retail originations in a second lien position included approximately $38.1 billion behind a Wells Fargo first mortgage. Table 13 includes the credit attributes of these two portfolios.

Table 13: National Home Equity Group Portfolio

	December 31, 2007
	Outstanding			December 2007
	balance		% 30 days	loss rate
	(in millions	)	past due	(annualized )

Liquidating portfolio
California	$4,387		2.94%	7.34%
Florida	582		4.98	7.08
Arizona	274		2.67	5.84
Texas	221		0.83	0.78
Minnesota	141		3.18	4.09
Other	6,296		2.00	2.94

Total	$11,901		2.50	4.80

Remaining portfolio
California	$25,991		1.63%	1.27%
Florida	2,614		2.92	2.57
Arizona	3,821		1.54	0.90
Texas	2,842		1.03	0.19
Minnesota	4,668		1.08	0.88
Other	32,393		1.43	0.44

Total	$72,329		1.52	0.86

Home Equity Portfolios as of December 31, 2007

			Liquidating	Remaining
($ in billions)			portfolio	portfolio

December 2007 loss rate (annualized)			4.80%	0.86%

CLTV > 90% (1)			55%	25%
Average FICO			725	735

Wells Fargo retail originated			1%	98%
$ in 1st lien			$ 0.4	$ 11.4
$ in 2nd lien behind a Wells Fargo 1st lien			3.4	38.1

% in California			38%	36%

(1)	Combined loan-to-value ratio greater than 90% based primarily on automated appraisal updates as of September 30, 2007.

     For purposes of portfolio risk management, we aggregate commercial loans and lease financing according to market segmentation and standard industry codes. Commercial loans and lease financing are presented by industry in Table 14. These groupings contain a highly diverse mix of customer relationships throughout our target markets. Loan types and product offerings are carefully underwritten and monitored. Credit policies incorporate specific industry risks.

Table 14: Commercial Loans and Lease Financing by Industry

(in millions)	December 31, 2007
	Commercial	% of
	loans and lease	total
	financing	loans

Small business loans	$11,126	3%
Lessors and other real estate activities (1)	4,888	1
Oil and gas	4,718	1
Retailers	4,699	1
Financial institutions	4,479	1
Food and beverage	4,145	1
Industrial equipment	4,123	1
Securities firms	3,592	*
Technology	3,298	*
Healthcare	2,785	*
Other (2)	49,387	13

Total	$97,240	25%

*	Less than 1%.

(1)	Includes loans to lessors, appraisers, property managers, real estate agents and brokers.

(2)	No other single category had loans in excess of $2,748 million.
     Other real estate mortgages and real estate construction loans that are diversified in terms of both the state where the property is located and by the type of property securing the loans are presented in Table 15. The composition of these portfolios was stable throughout 2007 and the distribution is consistent with our target markets and focus on customer relationships. Approximately 28% of other real estate and construction loans are loans to owner-occupants where more than 50% of the property is used in the conduct of their business. The largest group of loans in any one state is 5% of total loans and the largest group of loans secured by one type of property is 3% of total loans.

Table 15: Commercial Real Estate Loans by State and Property Type

(in millions)	December 31, 2007
	Other real	Real	Total	% of
	estate	estate	commercial	total
	mortgage	construction	real estate	loans

By state:
California	$13,922	$6,050	$19,972	5%
Texas	2,934	1,135	4,069	1
Arizona	1,926	1,262	3,188	*
Colorado	1,669	873	2,542	*
Washington	1,441	652	2,093	*
Minnesota	1,319	382	1,701	*
Florida	636	913	1,549	*
Utah	719	581	1,300	*
New York	331	949	1,280	*
Oregon	803	441	1,244	*
Other (1)	11,047	5,616	16,663	4

Total (2)	$36,747	$18,854	$55,601	15%

By property type:
Office buildings	$9,435	$1,500	$10,935	3%
Industrial/ warehouse	5,817	789	6,606	2
Land	1	5,236	5,237	1
Retail	4,183	400	4,583	1
Apartments	2,468	1,166	3,634	1
Shopping center	2,206	927	3,133	*
1-4 family land	1	3,037	3,038	*
1-4 family structure	16	3,014	3,030	*
Hotels/motels	1,843	830	2,673	*
Agricultural	1,620	27	1,647	*
Other	9,157	1,928	11,085	3

Total (2)	$36,747	$18,854	$55,601	15%

*	Less than 1%.

(1)	Consists of 40 states; no state had loans in excess of $1,000 million.

(2)	Includes owner-occupied real estate and construction loans of $15,295 million.

NONACCRUAL LOANS AND OTHER ASSETS
Table 16 shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or
•	part of the principal balance has been charged off.
      Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.
      Nonperforming loans increased $1.0 billion in 2007 from 2006, with the majority of the increase in the real estate 1-4 family first mortgage loan portfolio (including $209 million in Home Mortgage and $343 million in Wells Fargo Financial real estate) due to the deteriorating conditions in the residential real estate market and the national rise in mortgage default rates. Additionally, a portion of the increase related to loan growth. The increase in the commercial and commercial real estate portfolios was influenced by the deterioration of credits related to the residential real estate and construction industries. In addition, due to illiquid market conditions, we are now holding more foreclosed properties than we have historically. As a result, other foreclosed asset balances increased $226 million in 2007 (including $128 million from Home Equity and $52 million in Wells Fargo Financial real estate).
      We expect that the amount of nonaccrual loans will change due to portfolio growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs. The performance of any one loan can be affected by external factors, such as economic or market conditions, or factors particular to a borrower, such as actions of a borrower’s management.
      If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $165 million of interest would have been recorded in 2007, compared with payments of $47 million recorded as interest income.
      Substantially all of the foreclosed assets at December 31, 2007, have been in the portfolio one year or less.

Table 16: Nonaccrual Loans and Other Assets

(in millions)	December 31				,
	2007	2006	2005	2004	2003

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$432	$331	$286	$345	$592
Other real estate mortgage	128	105	165	229	285
Real estate construction	293	78	31	57	56
Lease financing	45	29	45	68	73

Total commercial and commercial real estate	898	543	527	699	1,006
Consumer:
Real estate 1-4 family first mortgage (1)	1,272	688	471	386	274
Real estate 1-4 family junior lien mortgage	280	212	144	92	87
Other revolving credit and installment	184	180	171	160	88

Total consumer	1,736	1,080	786	638	449
Foreign	45	43	25	21	3

Total nonaccrual loans (2)	2,679	1,666	1,338	1,358	1,458
As a percentage of total loans	0.70%	0.52%	0.43%	0.47%	0.58%

Foreclosed assets:
GNMA loans (3)	535	322	—	—	—
Other	649	423	191	212	198
Real estate and other nonaccrual investments (4)	5	5	2	2	6

Total nonaccrual loans and other assets	$3,868	$2,416	$1,531	$1,572	$1,662

As a percentage of total loans	1.01%	0.76%	0.49%	0.55%	0.66%

(1)	Includes nonaccrual mortgages held for sale.

(2)	Includes impaired loans of $469 million, $230 million, $190 million, $309 million and $629 million at December 31, 2007, 2006, 2005, 2004 and 2003, respectively. (See Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements for further discussion of impaired loans.)

(3)	Due to a change in regulatory reporting requirements effective January 1, 2006, foreclosed real estate securing GNMA loans has been classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the FHA or guaranteed by the Department of Veterans Affairs.

(4)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual.
      The total of loans 90 days or more past due and still accruing was $6,393 million, $5,073 million, $3,606 million, $2,578 million and $2,337 million at December 31, 2007, 2006, 2005, 2004 and 2003, respectively. The total included $4,834 million, $3,913 million, $2,923 million, $1,820 million and $1,641 million for the same periods, respectively, in advances pursuant to our servicing agreements to GNMA mortgage pools whose repayments are insured by the FHA or guaranteed by the Department of Veterans Affairs. Table 17 reflects loans 90 days or more past due and still accruing excluding the insured/guaranteed GNMA advances.

Table 17: Loans 90 Days or More Past Due and Still Accruing
(Excluding Insured/Guaranteed GNMA Advances)

(in millions)	December 31					,
	2007	2006	2005	2004	2003

Commercial and commercial real estate:
Commercial	$32	$15	$18	$26	$87
Other real estate mortgage	10	3	13	6	9
Real estate construction	24	3	9	6	6

Total commercial and commercial real estate	66	21	40	38	102
Consumer:
Real estate 1-4 family first mortgage (1)	286	154	103	148	117
Real estate 1-4 family junior lien mortgage	201	63	50	40	29
Credit card	402	262	159	150	134
Other revolving credit and installment	552	616	290	306	271

Total consumer	1,441	1,095	602	644	551
Foreign	52	44	41	76	43

Total	$1,559	$1,160	$683	$758	$696

(1)	Includes mortgage loans held for sale 90 days or more past due and still accruing.
ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We assume that our allowance for credit losses as a percentage of charge-offs and nonaccrual loans will change at different points in time based on credit performance, loan mix and collateral values. Any loan with past due principal or interest that is not both well-secured and in the process of collection generally is charged off (to the extent that it exceeds the fair value of any related collateral) based on loan category after a defined period of time. Also, a loan is charged off when clas-
sified as a loss by either internal loan examiners or regulatory examiners. The detail of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
      At December 31, 2007, the allowance for loan losses was $5.31 billion (1.39% of total loans), compared with $3.76 billion (1.18%), at December 31, 2006. The allowance for credit losses was $5.52 billion (1.44% of total loans) at December 31, 2007, and $3.96 billion (1.24%) at December 31, 2006. These ratios fluctuate from period to period and the increase in the ratios of the allowance for loan losses and the allowance for credit losses to total loans in 2007 was primarily due to the $1.4 billion credit reserve build in 2007. Until 2007 we had historically experienced the lowest charge-offs on our residential real estate secured consumer loan portfolio. In 2007, net charge-offs in the Home Equity portfolio increased due to a severe decline in housing prices in several of our major geographic markets. The increased level of loss content in the Home Equity portfolio was the primary driver of the $1.4 billion increase to the allowance for loan losses. The reserve for unfunded credit commitments was $211 million at December 31, 2007, and $200 million at December 31, 2006.
      The ratio of the allowance for credit losses to total nonaccrual loans was 206% and 238% at December 31, 2007 and 2006, respectively. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2007. Nonaccrual loans are generally written down to fair value less cost to sell at the time they are placed on nonaccrual and accounted for on a cost recovery basis.
      The provision for credit losses totaled $4.94 billion in 2007, $2.20 billion in 2006 and $2.38 billion in 2005. In 2007, the provision included $1.4 billion in excess of net charge-offs, which was our estimate of the increase in incurred losses in our loan portfolio at year-end 2007, primarily related to the Home Equity portfolio.
      Net charge-offs in 2007 were 1.03% of average total loans, compared with 0.73% in 2006 and 0.77% in 2005. Net charge-offs for 2007 in the Home Equity portfolio were $595 million (0.73% of average loans), a $485 million increase from $110 million (0.14%) for 2006. The increase was primarily due to loans in geographic markets that have experienced the most abrupt and steepest declines in housing prices. Because the majority of the Home Equity net charge-offs were concentrated in the indirect or third party origination channels, which have a higher percentage of 90% or greater combined loan-to-value portfolios, we have discontinued third party activities not behind a Wells Fargo first mortgage and segregated these loans into a liquidating portfolio. As previously disclosed, while the $11.9 billion of loans in this liquidating portfolio represented about 3% of total loans outstanding at December 31, 2007, these loans represent the highest risk in our $84.2 billion Home Equity portfolio. The loans in the liquidating portfolio were primarily sourced through wholesale (brokers) and correspondents. Our real estate 1-4 family first mortgage portfolio continued to perform well, with net charge-offs of $87 million (0.14% of average loans) for 2007, up from $77 million (0.13%) for 2006.
      Because of our responsible lending and risk management practices, we have not faced many of the issues others have in the mortgage industry. We do not make or purchase any negative amortizing mortgages, including option ARMs. We have minimal ARM reset risk across our owned loan portfolios. While our disciplined underwriting standards have resulted in first mortgage delinquencies below industry levels, we continued to tighten our underwriting standards in the last half of 2007. Home Mortgage closed its nonprime wholesale channel early in third quarter, after closing its nonprime correspondent channel in second quarter 2007. Rates were increased for nonconforming mortgage loans during third quarter reflecting the reduced liquidity in the capital markets.
      Credit quality in Wells Fargo Financial’s real estate-secured lending business has not experienced the level of credit degradation that many nonprime lenders have because of our disciplined underwriting practices. Wells Fargo Financial does not use brokers or correspondents in its U.S. debt consolidation business. We endeavor to ensure that there is a tangible benefit to the borrower before we make a loan. The recent guidance issued by the federal financial regulatory agencies in June 2007, Statement on Subprime Mortgage Lending, which addresses issues relating to certain ARM products, will not have a significant impact on Wells Fargo Financial’s operations, since many of those guidelines have long been part of our normal business practices.
      Higher net charge-offs in non-real estate consumer loans (credit card and other revolving credit and installment) were primarily due to increases in the indirect auto portfolio, with auto net charge-offs for 2007 up $164 million from 2006. The increase in all other consumer portfolios, including credit cards, was due to an overall weakening in the economy.
      Credit performance in the commercial and commercial real estate portfolio remained strong, with net charge-offs of $536 million (0.40% of average loans), compared with $297 million (0.26%) in 2006. As is typical, the vast majority of these charge-offs came from loans originated through our business direct channel. Business direct consists primarily of unsecured lines of credit to small firms and properties that tend to perform in a manner similar to credit cards. Because of our Wholesale Banking business model, focused primarily on business customers, we do not actively participate in certain higher-risk activities. Our capital market business was largely not impacted by the credit crunch or market dislocations in 2007, including industry problem areas of CDOs, CLOs and SIVs. On the investment side of this business, we operate within disciplined credit standards and regularly monitor and manage our securities portfolios. From an underwriting standpoint, we have not participated in a significant way in any of the large leveraged buyouts that were “covenant lite” and we have minimal direct exposure to hedge funds. Similarly, we have not made a market in subprime securities. Leveraged-buyout-related outstandings are diversified by business and borrower and totaled less than 2% of total Wells Fargo loans. Our residential real estate development portfolio of approximately $6 billion, or 2% of total loans, continued to perform in a satisfactory manner.
      Table 18 presents the allocation of the allowance for credit losses by type of loans. The $1.55 billion increase in the allowance for credit losses from year-end 2006 to year-end 2007 was due to actions taken in 2007 primarily related to the Home Equity portfolio and approximately $100 million acquired from bank acquisitions. The decrease of $93 million in the allowance for credit losses from year-end 2005 to year-end 2006 was primarily due to the release of the remaining portion of the provision made for Hurricane Katrina in 2005. Changes in the allowance reflect changes in statistically derived loss estimates, historical loss experience, current trends in borrower risk and/or general economic activity on portfolio performance, and management’s estimate for imprecision and uncertainty. Effective December 31, 2006, the entire allowance was assigned to individual portfolio types to better reflect our view of risk in these portfolios. The allowance for credit losses includes a combination of baseline loss estimates and a range of imprecision or uncertainty specific to each portfolio segment previously categorized as unallocated in prior years.

Table 18: Allocation of the Allowance for Credit Losses

(in millions)	December 31									,
	2007		2006		2005		2004		2003
	Loans		Loans		Loans		Loans		Loans
	as %		as %		as %		as %		as %
	of total		of total		of total		of total		of total
	loans		loans		loans		loans		loans

Commercial and commercial real estate:
Commercial	$1,137	24%	$1,051	22%	$926	20%	$940	19%	$917	19%
Other real estate mortgage	288	9	225	9	253	9	298	11	444	11
Real estate construction	156	5	109	5	115	4	46	3	63	3
Lease financing	51	2	40	2	51	2	30	2	40	2

Total commercial and commercial real estate	1,632	40	1,425	38	1,345	35	1,314	35	1,464	35
Consumer:
Real estate 1-4 family first mortgage	415	19	186	17	229	25	150	31	176	33
Real estate 1-4 family junior lien mortgage	1,329	20	168	21	118	19	104	18	92	15
Credit card	834	5	606	5	508	4	466	4	443	3
Other revolving credit and installment	1,164	14	1,434	17	1,060	15	889	11	802	13

Total consumer	3,742	58	2,394	60	1,915	63	1,609	64	1,513	64
Foreign	144	2	145	2	149	2	139	1	95	1

Total allocated	5,518	100%	3,964	100%	3,409	100%	3,062	100%	3,072	100%

Unallocated component of allowance	—		—		648		888		819

Total	$5,518		$3,964		$4,057		$3,950		$3,891

     We consider the allowance for credit losses of $5.52 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2007. Given that the majority of our loan portfolio is consumer loans, for which losses tend to emerge within a relatively short, predictable timeframe, and that a significant portion of the allowance for credit losses is related to estimated credit losses associated with consumer loans, management believes that the provision for credit losses for consumer loans, absent any significant credit event, severe decrease in collateral values, significant acceleration of losses or significant change in payment behavior, will closely track the level of related net charge-offs. In 2007, due to further deterioration in the outlook for the housing market, we recorded a credit reserve build, primarily for higher loss content that we estimated in the Home Equity portfolio. The process for determining the adequacy of the allowance for credit losses is critical to our financial results. It requires difficult, subjective and complex judgments, as a result of the need to make estimates about the effect of matters that are uncertain. (See “Financial Review – Critical Accounting Policies – Allowance for Credit Losses.”) Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable credit losses in relation to the amount reserved. We may need to significantly adjust the allowance for credit losses, considering current factors at the time, including economic or market conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for credit losses is discussed in “Financial Review – Critical Accounting Policies – Allowance for Credit Losses” and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
Asset/Liability and Market Risk Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO)—which oversees these risks and reports periodically to the Finance Committee of the Board of Directors—consists of senior financial and business executives. Each of our principal business groups has individual asset/liability management committees and processes linked to the Corporate ALCO process.
INTEREST RATE RISK
Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:
•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, earnings will initially decline);
•	assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);
•	short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may affect new loan yields and funding costs differently); or
•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available-for-sale portfolio may prepay significantly earlier than anticipated—which could reduce portfolio income).
      Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSRs and other financial instruments, the value of the pension liability and other items affecting earnings.

     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2007, our most recent simulation indicated estimated earnings at risk of approximately 4% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate rises 175 basis points to 6% and the 10-year Constant Maturity Treasury bond yield rises 300 basis points to 7%. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our hedging strategies for MSRs. See “Mortgage Banking Interest Rate and Market Risk” below.
      We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair value of these derivatives as of December 31, 2007 and 2006, are presented in Note 16 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three main ways:
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
MORTGAGE BANKING INTEREST RATE AND MARKET RISK
We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. We reduce unwanted credit and liquidity risks by selling or securitizing predominantly all of the long-term fixed-rate mortgage loans we originate and most of the ARMs we originate. From time to time, we hold originated ARMs in our loan portfolio as an investment for our growing base of core deposits. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs as part of our corporate asset/liability management. We may also acquire and add to our securities available for sale a portion of the securities issued at the time we securitize mortgages held for sale.
      2007 was a challenging year for the financial services industry with the downturn in the national housing market, deterioration in the capital markets, widening credit spreads and increases in market volatility, in addition to changes in interest rates discussed in the following sections. Notwithstanding the sharp downturn in the housing sector, the widening of nonconforming credit spreads and the lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue grew, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well for most of the year. However, secondary market spreads widened during the second half of 2007. The mortgage warehouse and pipeline, which predominantly consists of prime mortgage loans, was written down by $479 million in 2007 to reflect the unusual widening in nonconforming and conforming agency market spreads. In addition to the write-down associated with the mortgage warehouse and pipeline, we further reduced mortgage origination gains by $324 million primarily to reflect a write-down of mortgage loans repurchased during the year, as well as an increase to the repurchase reserve for projected early payment defaults.
      Interest rate and market risk can be substantial in the mortgage business. Changes in interest rates may potentially impact total origination and servicing fees, the value of our residential MSRs measured at fair value, the value of MHFS and the associated income and loss reflected in mortgage banking noninterest income, the income and expense associated with instruments (economic hedges) used to hedge changes in the fair value of MSRs and MHFS, and the value of derivative loan commitments (interest rate “locks”) extended to mortgage applicants.
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
      Under FAS 159, which we adopted January 1, 2007, we elected to measure MHFS at fair value prospectively for new prime MHFS originations for which an active secondary market and readily available market prices currently exist to reliably support fair value pricing models used for these loans. We also elected to measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe that the election for new prime MHFS and other interests held (which are now hedged with free-standing derivatives (economic hedges) along with our MSRs) will reduce certain timing differences and better match changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. Loan origination fees are recorded when earned, and related direct loan origination costs and fees are recognized when incurred.

     Under FAS 156, which we adopted January 1, 2006, we elected to use the fair value measurement method to initially measure and carry our residential MSRs, which represent substantially all of our MSRs. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. While the valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable, changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs. Assumptions affected include prepayment speed, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements impacted by interest rates.
      A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income (net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs). We may choose to not fully hedge all of the potential decline in the value of our MSRs resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” In 2007, the decrease in the fair value of our MSRs net of the gains on free-standing derivatives used to hedge the MSRs increased income by $583 million.
      Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires sophisticated modeling and constant monitoring. While we attempt to balance these various aspects of the mortgage business, there are several potential risks to earnings:
•	MSRs valuation changes associated with interest rate changes are recorded in earnings immediately within the accounting period in which those interest rate changes occur, whereas the impact of those same changes in interest rates on origination and servicing fees occur with a lag and over time. Thus, the mortgage business could be protected from adverse changes in interest rates over a period of time on a cumulative basis but still display large variations in income from one accounting period to the next.
•	The degree to which the “natural business hedge” offsets changes in MSRs valuations is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.
•	Origination volumes, the valuation of MSRs and hedging results and associated costs are also impacted by many factors. Such factors include the mix of new business between ARMs and fixed-rated mortgages, the relation-
ship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.
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
      The total carrying value of our residential and commercial MSRs was $17.2 billion at December 31, 2007, and $18.0 billion at December 31, 2006. The weighted-average note rate on the owned servicing portfolio was 6.01% at December 31, 2007, and 5.92% at December 31, 2006. Our total MSRs were 1.20% of mortgage loans serviced for others at December 31, 2007, compared with 1.41% at December 31, 2006.
      As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. These derivative loan commitments are recognized at fair value in the balance sheet with changes in their fair values recorded as part of mortgage banking noninterest income. We record no value for the loan commitment at inception. Subsequent to inception, we recognize the fair value of the derivative loan commitment based on estimated changes in the fair value of the underlying loan that would result from the exercise of that commitment and on changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time.
      Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize forwards and options, Eurodollar futures, and Treasury futures, forwards and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.

MARKET RISK — TRADING ACTIVITIES
From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives used in our trading businesses are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2007 and 2006, are included in Note 16 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading business are monitored by Corporate ALCO.
      The standardized approach for monitoring and reporting market risk for the trading activities is the value-at-risk (VAR) metrics complemented with factor analysis and stress testing. VAR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VAR at a 99% confidence interval based on actual changes in rates and prices over the past 250 trading days. The analysis captures all financial instruments that are considered trading positions. The average one-day VAR throughout 2007 was $18 million, with a lower bound of $9 million and an upper bound of $93 million.
MARKET RISK — EQUITY MARKETS
We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors (the Board). The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Private equity investments totaled $2.02 billion at December 31, 2007, and $1.67 billion at December 31, 2006.
      We also have marketable equity securities in the securities available-for-sale portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and other-than-temporary impairment may be periodically recorded when identified. The initial indicator of impairment for marketable equity securities is a sustained decline in market price below the amount recorded for that investment. We consider a variety of factors, such as: the length of time and the extent to which the market value has been less than cost; the issuer’s financial condition, capital strength, and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and our investment horizon in relationship to an anticipated near-term recovery in the stock price, if any. The fair value of marketable equity securities was $2.78 billion and cost was $2.88 billion at December 31, 2007, and $796 million and $592 million, respectively, at December 31, 2006. The increase in marketable equity securities was primarily due to our adoption of Topic D-109 effective July 1, 2007, which resulted in the transfer of approximately $1.2 billion of securities, consisting of investments in preferred stock callable by the issuer, from trading assets to securities available for sale.
      Changes in equity market prices may also indirectly affect our net income by affecting (1) the value of third party assets under management and, hence, fee income, (2) particular borrowers, whose ability to repay principal and/or interest may be affected by the stock market, or (3) brokerage activity, related commission income and other business activities. Each business line monitors and manages these indirect risks.
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
      Debt securities in the securities available-for-sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5.9 years at December 31, 2007. Of the $69.4 billion (cost basis) of debt securities in this portfolio at December 31, 2007, $12.0 billion (17%) is expected to mature or be prepaid in 2008 and an additional $7.8 billion (11%) in 2009. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets through whole-loan sales and securitizations. In 2007, we sold mortgage loans of $224 billion, including home mortgage loans and commercial mortgage loans of $48 billion that we securitized. The amount of mortgage loans, home equity loans and other consumer loans available to be sold or securitized was approximately $160 billion at December 31, 2007.

     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits funded 58.2% and 55.3% of average total assets in 2007 and 2006, respectively.
      The remaining assets were funded by long-term debt (including trust preferred securities), other foreign deposits, and short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings). Long-term debt averaged $93.2 billion in 2007 and $84.0 billion in 2006. Short-term borrowings averaged $25.9 billion in 2007 and $21.5 billion in 2006.
      We anticipate making capital expenditures of approximately $1 billion in 2008 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including cash flows from operations and borrowings.
      Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding by issuing registered debt, private placements and asset-backed secured funding. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants. Moody’s Investors Service rates Wells Fargo Bank, N.A. as “Aaa,” its highest investment grade, and rates the Company’s senior debt as “Aa1.” In February 2007, Standard & Poor’s Ratings Services raised Wells Fargo Bank, N.A.’s credit rating to “AAA” from “AA+,” and raised the Company’s senior debt rating to “AA+” from “AA.” Wells Fargo Bank, N.A. is now the only U.S. bank to have the highest possible credit rating from both Moody’s and S&P.
      Table 19 provides the credit ratings of the Company and Wells Fargo Bank, N.A. as of December 31, 2007.

Table 19: Credit Ratings

	Wells Fargo & Company						Wells Fargo Bank, N.A.
	Senior		Subord	-	Commer	-	Long	-	Short	-
	debt		inated		cial		term		term
			debt		paper		deposits		borrow	-
ings
Moody’s	Aa1		Aa2		P-1		Aaa		P-1
S&P	AA	+	AA		A-1	+	AAA		A-1	+
Fitch, Inc.	AA		AA	-	F1	+	AA	+	F1	+
Dominion Bond Rating Service	AA		AA	*	R-1	**	AA	***	R-1	***

* low   ** middle   *** high
PARENT. Under SEC rules, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. “Well-known seasoned issuers” generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. In June 2006, the Parent’s registration statement with the SEC for issuance of senior and subordinated notes, preferred stock and other securities became effective. However, the Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $30 billion in outstanding short-term debt and $105 billion in outstanding long-term debt, subject to a total outstanding debt limit of $135 billion. During 2007, the Parent issued a total of $21.6 billion of registered senior notes, including $1.5 billion (denominated in pounds sterling) sold primarily in the United Kingdom. The Parent also issued $1 billion in junior subordinated debt in connection with the issuance of trust preferred securities by a statutory business trust formed by the Parent. Also, in 2007, the Parent issued $413 million in private placements (denominated in Australian dollars) under the Parent’s Australian debt issuance program. We used the proceeds from securities issued in 2007 for general corporate purposes and expect that the proceeds in the future will also be used for general corporate purposes. In January 2008, the Parent issued $5.5 billion of registered senior notes. The Parent also issues commercial paper from time to time, subject to its short-term debt limit.
WELLS FARGO BANK, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $50 billion in outstanding short-term debt and $50 billion in outstanding long-term debt. In December 2007, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in long-term senior or subordinated notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2007, Wells Fargo Bank, N.A. issued $26.1 billion in short-term senior notes.
WELLS FARGO FINANCIAL. In January 2006, Wells Fargo Financial Canada Corporation (WFFCC), an indirect wholly-owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions CAD$7.0 billion of medium-term notes for distribution from time to time in Canada. During 2007, WFFCC issued CAD$1.4 billion in senior notes under its 2006 short form base shelf prospectus, which expired in February 2008. In February 2008, WFFCC filed a new short form base shelf prospectus qualifying an additional CAD$7.0 billion of issuance authority and issued CAD$500 million of medium-term notes, leaving CAD$6.5 billion available for future issuance. All medium-term notes issued by WFFCC are unconditionally guaranteed by the Parent.

Capital Management

We have an active program for managing stockholder capital. We use capital to fund organic growth, acquire banks and other financial services companies, pay dividends and repurchase our shares. Our objective is to produce above-market long-term returns by opportunistically using capital when returns are perceived to be high and issuing/accumulating capital when the costs of doing so are perceived to be low.
      From time to time the Board of Directors authorizes the Company to repurchase shares of our common stock. Although we announce when the Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
      Historically, our policy has been to repurchase shares under the “safe harbor” conditions of Rule 10b-18 of the Securities Exchange Act of 1934 including a limitation on the daily volume of repurchases. Rule 10b-18 imposes an additional daily volume limitation on share repurchases during a pending merger or acquisition in which shares of our stock will constitute some or all of the consideration. Our management may determine that during a pending stock merger or acquisition when the safe harbor would otherwise be available, it is in our best interest to repurchase shares in excess of this additional daily volume limitation. In such cases, we intend to repurchase shares in compliance with the other conditions of the safe harbor, including the standing daily volume limitation that applies whether or not there is a pending stock merger or acquisition.
      In March, August and November 2007, the Board authorized the repurchase of up to 75 million, 50 million and 75 million additional shares of our outstanding common stock, respectively. During 2007, we repurchased 220 million shares of our common stock. In 2007, we issued approximately 82 million shares of common stock (including shares issued for our ESOP plan) under various employee benefit and director plans and under our dividend reinvestment and direct stock purchase programs and approximately 58 million shares for acquisitions. At December 31, 2007, the total remaining common stock repurchase authority was 42 million shares.
      Our potential sources of capital include retained earnings and issuances of common and preferred stock. In 2007, retained earnings increased $3.8 billion, predominantly as a result of net income of $8.1 billion less dividends of $4.0 billion. In 2007, we issued $2.3 billion of common stock under various employee benefit and director plans and $2.1 billion of common stock for acquisitions.
      The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2007, the Company and each of our covered subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2006 with 2005

Net income in 2006 increased 10% to a record $8.4 billion in 2006 from $7.7 billion in 2005. Diluted earnings per common share increased 10% to a record $2.47 in 2006 from $2.25 in 2005.
      Our 10% growth in earnings per share was driven by revenue growth. Revenue grew 8% to a record $35.7 billion in 2006 from $32.9 billion in 2005. The breadth and depth of our business model resulted in very strong and balanced growth across product sources (net interest income up 8%, noninterest income up 9%) and across businesses (double-digit revenue and/or profit growth in regional banking, business direct, wealth management, credit and debit card, corporate trust, commercial banking, asset-based lending, asset management, real estate brokerage, insurance, international, commercial real estate, corporate banking and specialized financial services).
      We continued to make investments in 2006 by opening 109 regional banking stores and growing our sales and service force by adding 4,497 team members (full-time equivalents) in 2006, including 1,914 retail platform bankers. In 2006, we continued to be #1 in many categories of financial services nationally, including retail mortgage originations, home equity lending, small business lending, agricultural lending, internet banking, and provider of financial services to middle-market companies in the western U.S.
Our core products grew in 2006 from 2005:
•	Average loans grew by 4% (up 14% excluding real estate 1-4 family first mortgages);
•	Average core deposits grew by 10%; and
•	Assets managed and administered were up 26%.
     Return on average total assets was 1.73% and return on average stockholders’ equity was 19.52% in 2006, compared with 1.72% and 19.59%, respectively, in 2005.
      Net interest income on a taxable-equivalent basis was $20.1 billion in 2006, compared with $18.6 billion a year ago, reflecting solid loan growth (excluding ARMs) and a relatively stable net interest margin. With short-term interest rates above 5% at year-end 2006, our cumulative sales of ARMs and debt securities from mid-2004 to mid-2006 had a positive impact on our net interest margin and net interest income. We completed our sales of over $90 billion of ARMs since mid-2004 with the sales of $26 billion of ARMs in second quarter 2006. Average earning assets grew 8% from 2005, or 17% excluding 1-4 family first mortgages (the loan category that includes ARMs). Our net interest margin was 4.83% for 2006, compared with 4.86% in 2005.
      Noninterest income increased 9% to $15.7 billion in 2006 from $14.4 billion in 2005. Growth in noninterest income was driven by growth across our businesses, with particular strength in trust and investment fees (up 12%), card fees (up 20%), insurance fees (up 10%) and gains on equity investments (up 44%).
      Revenue, the sum of net interest income and noninterest income, increased 8% to a record $35.7 billion in 2006 from $32.9 billion in 2005. Home Mortgage revenue decreased $704 million (15%) to $4.2 billion in 2006 from $4.9 billion in 2005. Combined revenue in businesses other than Home Mortgage grew 12% from 2005 to 2006, with double-digit revenue growth in virtually every major business line other than Home Mortgage.
      Noninterest expense was $20.8 billion in 2006, up 10% from $19.0 billion in 2005, primarily due to continued investments in new stores and additional sales and service-related team members. We began expensing stock options on January 1, 2006. Total stock option expense reduced 2006 earnings by approximately $0.025 per share.
      During 2006, net charge-offs were $2.25 billion (0.73% of average total loans), compared with $2.28 billion (0.77%) during 2005. Net charge-offs for auto loans increased $160 million in 2006 partially due to growth and seasoning, but largely due to collection capacity constraints and restrictive payment extension practices that occurred when Wells Fargo
Financial integrated its prime and nonprime auto loan businesses during 2006. Net charge-offs for 2005 included $171 million of incremental fourth quarter bankruptcy losses and increased net charge-offs of $163 million in first quarter 2005 to conform Wells Fargo Financial’s charge-off practices to more stringent Federal Financial Institutions Examination Council guidelines. The provision for credit losses was $2.20 billion in 2006, down $179 million from $2.38 billion in 2005. The 2005 provision for credit losses also included $100 million for estimated charge-offs related to Hurricane Katrina. We subsequently realized approximately $50 million of Katrina-related losses. Because we no longer anticipated further credit losses attributable to Katrina, we released the remaining $50 million reserve in 2006. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $3.96 billion, or 1.24% of total loans, at December 31, 2006, compared with $4.06 billion (1.31%) at December 31, 2005.
     At December 31, 2006, total nonaccrual loans were $1.67 billion (0.52% of total loans), up from $1.34 billion (0.43%) at December 31, 2005. Total nonperforming assets were $2.42 billion (0.76% of total loans) at December 31, 2006, compared with $1.53 billion (0.49%) at December 31, 2005. Foreclosed assets were $745 million at December 31, 2006, compared with $191 million at December 31, 2005. Foreclosed assets, a component of total nonperforming assets, included an additional $322 million of foreclosed real estate securing GNMA loans at December 31, 2006, due to a change in regulatory reporting requirements effective January 1, 2006. The foreclosed real estate securing GNMA loans of $322 million represented 10 basis points of the ratio of non-performing assets to loans at December 31, 2006.

Risk Factors

An investment in the Company has risk. We discuss below and elsewhere in this Report and in other documents we file with the SEC various risk factors that could cause our financial results and condition to vary significantly from period to period. We refer you to the Financial Review section and Financial Statements and related Notes in this Report for more information about credit, interest rate and market risks and to the “Regulation and Supervision” section of our 2007 Form 10-K for more information about legislative and regulatory risks. Any factor described below or elsewhere in this Report or in our 2007 Form 10-K could, by itself or together with other factors, have a material negative effect on our financial results and condition and on the value of an investment in Wells Fargo. Refer to our quarterly reports on Form 10-Q that we will file with the SEC in 2008 for material changes to the discussion of risk factors.
     In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that one or more of the factors discussed below, in the Financial Review section of this Report, in the Financial Statements and related Notes included in this Report, in the 2007 Form 10-K, or in other documents we file with the SEC from time to time could cause us to fall short of expectations for our future financial and business performance that we may express in forward-looking statements. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “will,” “may,” “can” and similar expressions. Do not unduly rely on forward-looking statements. Actual results may differ significantly from expectations. Forward-looking statements speak only as of the date made. We do not undertake to update them to reflect changes or events that occur after that date.

     In this Report we make forward-looking statements that we expect or believe:
•	net charge-offs will be higher in 2008, particularly in the Home Equity portfolio;
•	there is minimal additional loss content in nonaccrual loans;
•	the provision for credit losses for consumer loans, absent a significant credit event, severe decrease in collateral values, significant acceleration of losses or significant change in payment behavior, will closely track the level of related net charge-offs;
•	FIN 48 will cause more volatility in our effective tax rate from quarter to quarter;
•	our investments in affordable housing and sustainable energy projects will be recovered over time through realization of federal tax credits;
•	the amount of any additional consideration that may be payable in connection with previous acquisitions will not be significant to our financial statements;
•	the amount of nonaccrual loans will change due to portfolio growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs;
•	recent guidance issued by federal financial regulatory agencies for nonprime mortgage lending will not have a significant impact on Wells Fargo Financial’s operations;
•	the election to measure at fair value new prime residential MHFS and other interests held will reduce certain timing differences and better match changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets;
•	changes in the fair value of derivative financial instruments used as economic hedges of derivative loan commitments will fully or partially offset changes in the fair value of such commitments to the extent changes in value are due to interest rate changes;
•	capital expenditures of approximately $1 billion will be made in 2008 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers;
•	proceeds of securities issued in the future will be used for general corporate purposes;
•	the outcome of pending and threatened legal actions will not have a material adverse effect on our results of operations or stockholders’ equity;
•	$63 million of net deferred gains on derivatives in other comprehensive income at December 31, 2007, will be reclassified as earnings in the next 12 months;
•	$126 million of unrecognized compensation cost related to stock options will be recognized over a weighted-average period of 2.1 years;
•	a contribution to the Cash Balance Plan will not be required in 2008; and
•	our unrecognized tax benefits could decrease by approximately $100 to $200 million during the next 12 months primarily related to statute expirations.
     This Report also includes various statements about the estimated impact on our earnings from simulated changes in interest rates and on expected losses in our loan portfolio from assumed changes in loan credit quality. As described in more detail below and elsewhere in this Report, changes in the estimate of the allowance for credit losses and the related provision expense could have a material negative effect on net income.
OUR ABILITY TO GROW REVENUE AND EARNINGS WILL SUFFER IF WE ARE UNABLE TO CROSS-SELL MORE PRODUCTS TO CUSTOMERS. Selling more products to our customers—“cross-selling”—is the foundation of our business model and key to our ability to grow revenue and earnings. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending.
This can put pressure on us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Increasing our cross-sell ratio—or the average number of products sold to existing customers—may become more challenging, especially given that our cross-sell ratio is already high, and we might not attain our goal of selling an average of eight products to each customer.
AN ECONOMIC RECESSION OR EVEN A MODEST SLOWDOWN COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES AND LEAD TO LOWER REVENUE AND LOWER EARNINGS. We earn revenue from the interest and fees we charge on the loans and other products and services we sell. When the economy slows, the demand for those products and services can fall, reducing our interest and fee income and our earnings. An economic downturn can also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses. Several factors could cause the economy to slow down or even recede, including higher energy costs, higher interest rates, reduced consumer or corporate spending, a slowdown in housing, declining home values, natural disasters, terrorist activities, military conflicts, and the normal cyclical nature of the economy.
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
      For more information, refer to “Risk Management – Asset/Liability and Market Risk Management – Market Risk – Equity Markets” in the Financial Review section of this Report.
CHANGES IN INTEREST RATES COULD REDUCE OUR NET INTEREST INCOME AND EARNINGS. Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin—the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding—and the amount of earning assets we hold. As a result, changes in either our net interest margin or the amount of earning assets we hold could affect our net interest income and our earnings.
      Changes in interest rates—up or down—could adversely affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up.
      Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

     The interest we earn on our loans may be tied to U.S.-denominated interest rates such as the federal funds rate while the interest we pay on our debt may be based on international rates such as LIBOR. If the federal funds rate were to fall without a corresponding decrease in LIBOR, we might earn less on our loans without any offsetting decrease in our funding costs. This could lower our net interest margin and our net interest income.
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
      For more information, refer to “Risk Management – Asset/Liability and Market Risk Management – Interest Rate Risk” in the Financial Review section of this Report.
CHANGES IN INTEREST RATES COULD ALSO REDUCE THE VALUE OF OUR MORTGAGE SERVICING RIGHTS AND MORTGAGES HELD FOR SALE, REDUCING OUR EARNINGS. We have a sizeable portfolio of mortgage servicing rights. A mortgage servicing right (MSR) is the right to service a mortgage loan—collect principal, interest, escrow amounts, etc.—for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. Effective January 1, 2006, upon adoption of FAS 156, we elected to initially measure and carry our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers.
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
      Effective January 1, 2007, we elected to measure at fair value new prime mortgages held for sale (MHFS) for which an active secondary market and readily available market prices exist. We also measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests held may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests held, their fair value may fall. We may not hedge this risk, and even if we do hedge the risk with derivatives and other instruments we may still incur significant losses from changes in the value of these MHFS and other interests or from changes in the value of the hedging instruments.
      For more information, refer to “Critical Accounting Policies” and “Risk Management – Asset/Liability and Market Risk
Management – Mortgage Banking Interest Rate and Market Risk” in the Financial Review section of this Report.
MARKET ILLIQUIDITY AND INCREASED COMPETITION FOR FUNDING COULD INCREASE OUR FUNDING COSTS. We sell most of the mortgage loans we originate in order to reduce our credit risk and provide funding for additional loans. We rely on Fannie Mae and Freddie Mac to purchase loans that meet their conforming loan requirements and on other capital market investors to purchase loans that do not meet those requirements – referred to as “nonconforming” loans. In 2007, investor demand for nonconforming loans began to fall sharply, increasing credit spreads and reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we keep the credit risk associated with the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund—and thus originate—new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that Fannie Mae and Freddie Mac will not materially limit their purchases of conforming loans due to capital requirements, or changes in criteria for conforming loans (e.g., maximum loan amount or borrower eligibility).
      We rely on bank deposits to be a low cost and stable source of funding for the loans we make. We compete with banks and other financial services companies for deposits. If our competitors raise the rates they pay on deposits our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Higher funding costs reduce our net interest margin and net interest income.
WE MAY ELECT TO PROVIDE CAPITAL SUPPORT TO OUR MUTUAL FUNDS RELATING TO INVESTMENTS IN STRUCTURED CREDIT PRODUCTS. Our money market mutual funds are allowed to hold investments in structured investment vehicles (SIVs) in accordance with approved investment parameters for the respective funds and, therefore, we may have indirect exposure to collateralized debt obligations (CDOs). Although we generally are not responsible for investment losses incurred by our mutual funds, we may from time to time elect to provide support to a fund even though we are not contractually obligated to do so. For example, in February 2008, to maintain an investment rating of AAA for certain non-government money market mutual funds, we elected to enter into a capital support agreement for up to $130 million related to one SIV held by those funds.
      For more information, refer to “Off-Balance Sheet Arrangements and Aggregate Contractual Obligations – Off-Balance Sheet Arrangements, Variable Interest Entities, Guarantees and Other Commitments” in the Financial Review section of this Report.
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

      We might underestimate the credit losses inherent in our loan portfolio and have credit losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when home values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. In fourth quarter 2007, we recorded a special provision of $1.4 billion to build credit reserves, primarily for home equity losses incurred at December 31, 2007, expected to be realized in 2008, and incurred higher net charge-offs. We believe that we will incur higher charge-offs in 2008 than in 2007. There is no assurance that our allowance for credit losses at December 31, 2007, will be sufficient to cover future credit losses. We may be required to build reserves in 2008, thus reducing earnings.
      For more information, refer to “Critical Accounting Policies – Allowance for Credit Losses” and “Risk Management – Credit Risk Management Process” in the Financial Review section of this Report.
WE MAY HAVE MORE CREDIT RISK AND HIGHER CREDIT LOSSES TO THE EXTENT OUR LOANS ARE CONCENTRATED BY LOAN TYPE, INDUSTRY SEGMENT, BORROWER TYPE, OR LOCATION OF THE BORROWER OR COLLATERAL. Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2007 when we incurred greater than expected losses in our Home Equity loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, continued deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. In addition, deterioration in housing conditions and real estate values in other areas and generally across the country could result in materially higher credit losses.
      For more information, refer to “Risk Management – Credit Risk Management Process – Loan Portfolio Concentrations” in the Financial Review section of this Report and Note 9 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
FINANCIAL DIFFICULTIES OR CREDIT DOWNGRADES OF MORTGAGE AND BOND INSURERS MAY NEGATIVELY AFFECT OUR SERVICING AND INVESTMENT PORTFOLIOS. Our servicing portfolio includes certain mortgage loans that carry some level of insurance from one or more mortgage insurance companies. To the extent that any of these companies experience financial difficulties or credit downgrades, we may be required, as servicer of the insured loan on behalf of the investor, to obtain replacement coverage with another provider, possibly at a higher cost than current coverage. We may be responsible for some or all of the incremental cost of the new coverage for certain loans depending on the terms of our servicing agreement with the investor and other circumstances. Similarly, some of the mortgage loans we hold for investment or for sale carry mortgage insurance. If a mortgage insurer is unable to meet its credit obligations with respect to an insured loan, we might incur higher credit losses if replacement coverage is not obtained. We also have investments in municipal bonds that are guaranteed against loss by bond insurers. The value of these bonds and the payment of principal and interest on them may be negatively affected by financial difficulties or credit downgrades experienced by the bond insurers.
     For more information, refer to “Earnings Performance – Balance Sheet Analysis – Securities Available for Sale” and “Risk Management – Credit Risk Management Process” in the Financial Review section of this Report.
OUR MORTGAGE BANKING REVENUE CAN BE VOLATILE FROM QUARTER TO QUARTER. We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans tends to fall, reducing the revenue we receive from loan originations. At the same time, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations tend to increase and the value of our MSRs tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would accrue over time. It is also possible that, because of a slowing economy and a deterioration of the housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSR value caused by the lower rates.
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
      For more information, refer to “Risk Management – Asset/Liability and Market Risk Management – Mortgage Banking Interest Rate and Market Risk” in the Financial Review section of this Report.
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
OUR VENTURE CAPITAL BUSINESS CAN ALSO BE VOLATILE FROM QUARTER TO QUARTER. Earnings from our venture capital investments can be volatile and hard to predict and can have a significant effect on our earnings from period to period. When—and if—we recognize gains can depend on a number of factors, including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions. Our venture capital investments could result in significant losses.
      We assess our private and public equity portfolio at least quarterly for other-than-temporary impairment based on a number of factors, including the then current market value of each investment compared to its carrying value. Our venture capital investments tend to be in technology and other volatile industries globally, so the value of our public and private equity portfolios can fluctuate widely. If we determine there is other-than-temporary impairment for an investment, we will write-down the carrying value of the investment, resulting in a charge to earnings. The amount of this charge could be significant, especially if under accounting rules we were required previously to write-up the value because of higher market prices.
      For more information, refer to “Risk Management – Asset/Liability and Market Risk Management – Market Risk – Equity Markets” in the Financial Review section of this Report.
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
      For more information, refer to “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” in our 2007 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
CHANGES IN ACCOUNTING POLICIES OR ACCOUNTING STANDARDS, AND CHANGES IN HOW ACCOUNTING STANDARDS ARE INTERPRETED OR APPLIED, COULD MATERIALLY AFFECT HOW WE REPORT OUR FINANCIAL RESULTS AND CONDITION. Our accounting policies are fundamental to determining and understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Five of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, refer to “Critical Accounting Policies” in the Financial Review section of this Report.
      From time to time the FASB and the SEC change the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond our control, can be hard to predict and could materially impact how we report our financial results and condition. We could be required to apply a new or revised standard retroactively or apply an existing standard differently, also retroactively, in each case resulting in our potentially restating prior period financial statements in material amounts.
ACQUISITIONS COULD REDUCE OUR STOCK PRICE UPON ANNOUNCEMENT AND REDUCE OUR EARNINGS IF WE OVERPAY OR HAVE DIFFICULTY INTEGRATING THEM. We regularly explore opportunities to acquire companies in the financial services industry. We cannot predict the frequency, size or timing of our acquisitions, and we typically do not comment publicly on a possible acquisition until we have signed a definitive agreement. When we do announce an acquisition, our stock price may fall depending on the size of the acquisition, the purchase price and the potential dilution to existing stockholders. It is also possible that an acquisition could dilute earnings per share.
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
      The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) limits the types of non-audit services our outside auditors may provide to us in order to preserve their independence from us. If our auditors were found not to be “independent” of us under SEC rules, we could be required to engage new auditors and file new financial statements and audit reports with the SEC. We could be out of compliance with SEC rules until new financial statements and audit reports were filed, limiting our ability to raise capital and resulting in other adverse consequences.
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
      From time to time Congress considers legislation that could significantly change our regulatory environment, potentially increasing our cost of doing business, limiting the activities we may pursue or affecting the competitive balance among banks, savings associations, credit unions, and other financial institutions. As an example, our business model depends on sharing information among the family of Wells Fargo businesses to better satisfy our customers’ needs. Laws that restrict the ability of our companies to share information about customers could limit our ability to cross-sell products and services, reducing our revenue and earnings. For example, federal financial regulators have issued regulations under the Fair and Accurate Credit Transactions Act which have the effect of increasing the length of the waiting period, after privacy disclosures are provided to new customers, before information can be shared among Wells Fargo companies for the purpose of cross-selling Wells Fargo’s products and services. This may result in certain cross-sell programs being less effective than they have been in the past. Wells Fargo must comply with these regulations not later than October 1, 2008.
      For more information, refer to “Regulation and Supervision” in our 2007 Form 10-K and to “Report of Independent Registered Public Accounting Firm” in this Report.
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
OUR STOCK PRICE CAN BE VOLATILE DUE TO OTHER FACTORS. Our stock price can fluctuate widely in response to a variety of factors, in addition to those described above, including:
•	general business and economic conditions;
•	recommendations by securities analysts;
•	new technology used, or services offered, by our competitors;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends, concerns and other issues in the financial services industry;
•	changes in government regulations;
•	natural disasters; and
•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2007, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2007.
Internal Control over Financial Reporting

Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (GAAP) and includes those policies and procedures that:
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
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2007 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, management concluded that as of December 31, 2007, the Company’s internal control over financial reporting was effective.
     KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited Wells Fargo & Company and Subsidiaries’ (“the Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 25, 2008, expressed an unqualified opinion on those consolidated financial statements.

San Francisco, California
February 25, 2008

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31			,
	2007	2006	2005

INTEREST INCOME
Trading assets	$173	$225	$190
Securities available for sale	3,451	3,278	1,921
Mortgages held for sale	2,150	2,746	2,213
Loans held for sale	70	47	146
Loans	29,040	25,611	21,260
Other interest income	293	332	232

Total interest income	35,177	32,239	25,962

INTEREST EXPENSE
Deposits	8,152	7,174	3,848
Short-term borrowings	1,245	992	744
Long-term debt	4,806	4,122	2,866

Total interest expense	14,203	12,288	7,458

NET INTEREST INCOME	20,974	19,951	18,504
Provision for credit losses	4,939	2,204	2,383

Net interest income after provision for credit losses	16,035	17,747	16,121

NONINTEREST INCOME
Service charges on deposit accounts	3,050	2,690	2,512
Trust and investment fees	3,149	2,737	2,436
Card fees	2,136	1,747	1,458
Other fees	2,292	2,057	1,929
Mortgage banking	3,133	2,311	2,422
Operating leases	703	783	812
Insurance	1,530	1,340	1,215
Net gains (losses) on debt securities available for sale	209	(19)	(120)
Net gains from equity investments	734	738	511
Other	1,480	1,356	1,270

Total noninterest income	18,416	15,740	14,445

NONINTEREST EXPENSE
Salaries	7,762	7,007	6,215
Incentive compensation	3,284	2,885	2,366
Employee benefits	2,322	2,035	1,874
Equipment	1,294	1,252	1,267
Net occupancy	1,545	1,405	1,412
Operating leases	561	630	635
Other	6,056	5,623	5,249

Total noninterest expense	22,824	20,837	19,018

INCOME BEFORE INCOME TAX EXPENSE	11,627	12,650	11,548
Income tax expense	3,570	4,230	3,877

NET INCOME	$8,057	$8,420	$7,671

EARNINGS PER COMMON SHARE	$2.41	$2.50	$2.27

DILUTED EARNINGS PER COMMON SHARE	$2.38	$2.47	$2.25

DIVIDENDS DECLARED PER COMMON SHARE	$1.18	$1.08	$1.00

Average common shares outstanding	3,348.5	3,368.3	3,372.5
Diluted average common shares outstanding	3,382.8	3,410.1	3,410.9

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

(in millions, except shares)	December 31	,
	2007	2006

ASSETS
Cash and due from banks	$14,757	$15,028
Federal funds sold, securities purchased under resale agreements and other short-term investments	2,754	6,078
Trading assets	7,727	5,607
Securities available for sale	72,951	42,629
Mortgages held for sale (includes $24,998 carried at fair value at December 31, 2007)	26,815	33,097
Loans held for sale	948	721

Loans	382,195	319,116
Allowance for loan losses	(5,307)	(3,764)

Net loans	376,888	315,352

Mortgage servicing rights:
Measured at fair value (residential MSRs)	16,763	17,591
Amortized	466	377
Premises and equipment, net	5,122	4,698
Goodwill	13,106	11,275
Other assets	37,145	29,543

Total assets	$575,442	$481,996

LIABILITIES
Noninterest-bearing deposits	$84,348	$89,119
Interest-bearing deposits	260,112	221,124

Total deposits	344,460	310,243
Short-term borrowings	53,255	12,829
Accrued expenses and other liabilities	30,706	25,965
Long-term debt	99,393	87,145

Total liabilities	527,814	436,182

STOCKHOLDERS’ EQUITY
Preferred stock	450	384
Common stock – $1 2/3 par value, authorized 6,000,000,000 shares; issued 3,472,762,050 shares	5,788	5,788
Additional paid-in capital	8,212	7,739
Retained earnings	38,970	35,215
Cumulative other comprehensive income	725	302
Treasury stock – 175,659,842 shares and 95,612,189 shares	(6,035)	(3,203)
Unearned ESOP shares	(482)	(411)

Total stockholders’ equity	47,628	45,814

Total liabilities and stockholders’ equity	$575,442	$481,996

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Number	Preferred	Common	Additional	Retained	Cumulative	Treasury	Unearned	Total
of common	stock	stock	paid-in	earnings	other	stock	ESOP	stock	-
shares	capital	comprehensive	shares	holders’
income	equity

BALANCE DECEMBER 31, 2004	3,389,183,274	$270	$5,788	$6,912	$26,482	$950	$(2,247)	$(289)	$37,866

Comprehensive income:
Net income – 2005	7,671	7,671
Other comprehensive income, net of tax:
Translation adjustments	5	5
Net unrealized losses on securities available for sale and other interests held	(298)	(298)
Net unrealized gains on derivatives and hedging activities	8	8

Total comprehensive income	7,386
Common stock issued	57,528,986	(52)	(198)	1,617	1,367
Common stock issued for acquisitions	3,909,004	12	110	122
Common stock repurchased	(105,597,728)	(3,159)	(3,159)
Preferred stock (363,000) issued to ESOP	362	25	(387)	—
Preferred stock released to ESOP	(21)	328	307
Preferred stock (307,100) converted to common shares	10,142,528	(307)	21	286	—
Common stock dividends	(3,375)	(3,375)
Tax benefit upon exercise of stock options	143	143
Other, net	3	3

Net change	(34,017,210)	55	—	128	4,098	(285)	(1,143)	(59)	2,794

BALANCE DECEMBER 31, 2005	3,355,166,064	325	5,788	7,040	30,580	665	(3,390)	(348)	40,660

Cumulative effect from adoption of FAS 156	101	101

BALANCE JANUARY 1, 2006	3,355,166,064	325	5,788	7,040	30,681	665	(3,390)	(348)	40,761

Comprehensive income:
Net income – 2006	8,420	8,420
Other comprehensive income, net of tax:
Net unrealized losses on securities available for sale and other interests held	(31)	(31)
Net unrealized gains on derivatives and hedging activities	70	70

Total comprehensive income	8,459
Common stock issued	70,063,930	(67)	(245)	2,076	1,764
Common stock repurchased	(58,534,072)	(1,965)	(1,965)
Preferred stock (414,000) issued to ESOP	414	29	(443)	—
Preferred stock released to ESOP	(25)	380	355
Preferred stock (355,659) converted to common shares	10,453,939	(355)	41	314	—
Common stock dividends	(3,641)	(3,641)
Tax benefit upon exercise of stock options	229	229
Stock option compensation expense	134	134
Net change in deferred compensation and related plans	50	(27)	23
Reclassification of share-based plans	308	(211)	97
Adoption of FAS 158	(402)	(402)

Net change	21,983,797	59	—	699	4,534	(363)	187	(63)	5,053

BALANCE DECEMBER 31, 2006	3,377,149,861	384	5,788	7,739	35,215	302	(3,203)	(411)	45,814

Cumulative effect from adoption of FSP 13-2	(71)	(71)

BALANCE JANUARY 1, 2007	3,377,149,861	384	5,788	7,739	35,144	302	(3,203)	(411)	45,743

Comprehensive income:
Net income – 2007	8,057	8,057
Other comprehensive income, net of tax:
Translation adjustments	23	23
Net unrealized losses on securities available for sale and other interests held	(164)	(164)
Net unrealized gains on derivatives and hedging activities	322	322
Defined benefit pension plans:
Amortization of net actuarial loss and prior service cost included in net income	242	242

Total comprehensive income	8,480
Common stock issued	69,894,448	(132)	(276)	2,284	1,876
Common stock issued for acquisitions	58,058,813	190	1,935	2,125
Common stock repurchased	(220,327,473)	(7,418)	(7,418)
Preferred stock (484,000) issued to ESOP	484	34	(518)	—
Preferred stock released to ESOP	(29)	447	418
Preferred stock (418,000) converted to common shares	12,326,559	(418)	13	405	—
Common stock dividends	(3,955)	(3,955)
Tax benefit upon exercise of stock options	210	210
Stock option compensation expense	129	129
Net change in deferred compensation and related plans	58	(38)	20

Net change	(80,047,653)	66	—	473	3,826	423	(2,832)	(71)	1,885

BALANCE DECEMBER 31, 2007	3,297,102,208	$450	$5,788	$8,212	$38,970	$725	$(6,035)	$(482)	$47,628

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31		,
	2007	2006	2005

Cash flows from operating activities:
Net income	$8,057	$8,420	$7,671
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for credit losses	4,939	2,204	2,383
Change in fair value of MSRs (residential) and MHFS carried at fair value	2,611	2,453	—
Reversal of provision for MSRs in excess of fair value	—	—	(378)
Depreciation and amortization	1,532	3,221	4,161
Other net gains	(1,407)	(1,701)	(1,200)
Preferred shares released to ESOP	418	355	307
Stock option compensation expense	129	134	—
Excess tax benefits related to stock option payments	(196)	(227)	—
Originations of MHFS	(223,266)	(237,841)	(230,897)
Proceeds from sales of and principal collected on mortgages originated for sale	216,270	238,800	213,514
Net change in:
Trading assets	(3,388)	5,271	(1,905)
Loans originated for sale	(222)	(109)	683
Deferred income taxes	(31)	593	813
Accrued interest receivable	(407)	(291)	(796)
Accrued interest payable	(87)	455	311
Other assets, net	(365)	3,570	(10,237)
Other accrued expenses and liabilities, net	4,491	2,669	3,585

Net cash provided (used) by operating activities	9,078	27,976	(11,985)

Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	3,331	(717)	(281)
Securities available for sale:
Sales proceeds	47,990	53,304	19,059
Prepayments and maturities	8,505	7,321	6,972
Purchases	(75,129)	(62,462)	(28,634)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	(48,615)	(37,730)	(42,309)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	3,369	38,343	42,239
Purchases (including participations) of loans by banking subsidiaries	(8,244)	(5,338)	(8,853)
Principal collected on nonbank entities’ loans	21,476	23,921	22,822
Loans originated by nonbank entities	(25,284)	(26,974)	(33,675)
Net cash acquired from (paid for) acquisitions	(2,811)	(626)	66
Proceeds from sales of foreclosed assets	1,405	593	444
Changes in MSRs from purchases and sales	791	(3,539)	(1,943)
Other, net	(4,099)	(2,678)	(3,324)

Net cash used by investing activities	(77,315)	(16,582)	(27,417)

Cash flows from financing activities:
Net change in:
Deposits	27,058	(4,452)	38,961
Short-term borrowings	39,827	(11,156)	1,878
Long-term debt:
Proceeds from issuance	29,360	20,255	26,473
Repayment	(18,250)	(12,609)	(18,576)
Common stock:
Proceeds from issuance	1,876	1,764	1,367
Repurchased	(7,418)	(1,965)	(3,159)
Cash dividends paid	(3,955)	(3,641)	(3,375)
Excess tax benefits related to stock option payments	196	227	—
Other, net	(728)	(186)	(1,673)

Net cash provided (used) by financing activities	67,966	(11,763)	41,896

Net change in cash and due from banks	(271)	(369)	2,494
Cash and due from banks at beginning of year	15,028	15,397	12,903

Cash and due from banks at end of year	$14,757	$15,028	$15,397

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,290	$11,833	$7,769
Income taxes	3,719	3,084	3,584
Noncash investing and financing activities:
Transfers from trading assets to securities available for sale	$1,268	$—	$—
Net transfers from loans held for sale to loans	—	—	7,444
Transfers from MHFS to securities available for sale	7,949	—	5,490
Transfers from MHFS to loans	2,133	—	—
Transfers from MHFS to MSRs	3,720	4,118	2,652
Transfers from loans to MHFS	—	32,383	41,270
Transfers from loans to foreclosed assets	2,666	1,918	567

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
      Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Management has made significant estimates in several areas, including the allowance for credit losses (Note 6), valuing residential mortgage servicing rights (MSRs) (Notes 8 and 9) and financial instruments (Note 17), pension accounting (Note 20) and income taxes (Note 21). Actual results could differ from those estimates.
      In the Financial Statements and related Notes, all common share and per share disclosures reflect a two-for-one stock split in the form of a 100% stock dividend distributed August 11, 2006.
      On January 1, 2007, we adopted the following new accounting pronouncements:
•	FIN 48 – Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109;
•	FSP 13-2 – FASB Staff Position 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction;
•	FAS 155 – Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140;
•	FAS 157 – Fair Value Measurements; and
•	FAS 159 – The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.
      The adoption of FIN 48, FAS 155, FAS 157 and FAS 159 did not have any effect on our financial statements at the date of adoption. For additional information, see Note 17 and Note 21.
      FSP 13-2 relates to the accounting for leveraged lease transactions for which there have been cash flow estimate changes based on when income tax benefits are recognized.
Certain of our leveraged lease transactions have been challenged by the Internal Revenue Service (IRS). We have paid the IRS the contested income tax associated with these transactions. However, we are continuing to vigorously defend our initial filing position as to the timing of the tax benefits associated with these transactions. Upon adoption of FSP 13-2, we recorded a cumulative effect of change in accounting principle to reduce the beginning balance of 2007 retained earnings by $71 million after tax ($115 million pre tax). Since this adjustment changes only the timing of income tax cash flows and not the total net income for these leases, this amount will be recognized back into income over the remaining terms of the affected leases.
      On July 1, 2007, we adopted Emerging Issues Task Force (EITF) Topic D-109, Determining the Nature of a Host Contract Related to a Hybrid Financial Instrument Issued in the Form of a Share under FASB Statement No. 133 (Topic D-109), which provides clarifying guidance as to whether certain hybrid financial instruments are more akin to debt or equity, for purposes of evaluating whether the embedded derivative financial instrument requires separate accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities. In accordance with the transition provisions of Topic D-109, we transferred $1.2 billion of securities, consisting of investments in preferred stock callable by the issuer, from trading assets to securities available for sale. Because the securities were carried at fair value, the adoption of Topic D-109 did not have any effect on our total stockholders’ equity.
IMMATERIAL ADJUSTMENTS
We obtained concurrence from the staff of the Securities and Exchange Commission (the SEC) subsequent to the filing of our third quarter 2007 Form 10-Q concerning our accounting for the Visa restructuring transactions, including judgment sharing agreements previously executed among Wells Fargo, Visa Inc. and its predecessors (collectively Visa) and certain other member banks of the Visa USA network. We recorded an immaterial adjustment to the previously filed 2006 Statement of Income associated with indemnification obligations related to agreements entered into during second quarter 2006. Based on our proportionate membership share of Visa USA, a litigation liability and corresponding expense of $95 million was recorded for second quarter 2006, which was included in Community Banking for management reporting. This adjustment was estimated based upon our share of an actual settlement reached in November 2007. The impact of this adjustment to the 2006 Statement of Income was to reduce net income by $62 million and diluted earnings per share by $0.02.
     In 2006 and 2005, our consolidated statement of cash flows reflected mortgage servicing rights (MSRs) from securitizations and asset transfers, as separately detailed in Note 9, of $4,118 million and $2,652 million, respectively, as an increase to cash flows from operating activities with a corresponding decrease to cash flows from investing activities.

We have revised our consolidated statement of cash flows to appropriately reflect the proceeds from sales of mortgages held for sale (MHFS) and the related investment in MSRs as noncash transfers from MHFS to MSRs. The impact of the adjustments was to decrease net cash provided by operating activities from $32,094 million to $27,976 million in 2006, increase net cash used by operating activities from $9,333 million to $11,985 million in 2005, decrease net cash used by investing activities from $20,700 million to $16,582 million in 2006, and decrease net cash used by investing activities from $30,069 million to $27,417 million in 2005. These revisions to the historical financial statements were not considered to be material.
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
Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or proprietary trading. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income. Noninterest income from trading assets was $544 million in 2007 and 2006, and $571 million in 2005.
Securities
SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at estimated fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative other comprehensive income. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.
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
     The securities portfolio is an integral part of our asset/liability management process. We manage these investments to provide liquidity, manage interest rate risk and maximize portfolio yield within capital risk limits approved by management and the Board of Directors and monitored by the Corporate Asset/Liability Management Committee (Corporate ALCO). We recognize realized gains and losses on the sale of these securities in noninterest income using the specific identification method.
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
Mortgages Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. Effective January 1, 2007, we elected to measure new prime residential MHFS at fair value.
     Nonprime residential and commercial MHFS continue to be held at the lower of cost or market value. For these loans, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan. The deferred costs and fees are recognized in mortgage banking noninterest income upon sale of the loan.
      At origination, our lines of business are authorized to originate held for investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our corporate asset/liability management process. In determining the “foreseeable future” for these loans, management considers 1) the current economic environment and market conditions, 2) our business strategy and current business plans, 3) the nature and type of the loan receivable, including its expected life, and 4) our current financial condition and liquidity demands. Consistent with our core banking business of managing the spread between the yield on our assets and the cost of our funds, loans are periodically reevaluated to determine if our minimum net interest margin spreads continue to meet our profitability objectives. If subsequent changes in interest rates significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans and we would take actions to sell such loans in response to the Corporate ALCO directives to reposition our balance sheet because of the changes in interest rates. Such Corporate ALCO directives identify both the type of loans (for example 3/1, 5/1, 10/1 and relationship adjustable-rate mortgages (ARMs), as well as specific fixed-rate loans) to be sold and the weighted-average coupon rate of such loans no longer meeting our ongoing investment criteria. Upon the issuance of such directives, we immediately transfer these loans to the MHFS portfolio at the lower of cost or market value.
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
      We offer a portfolio product known as relationship ARMs that provides interest rate reductions to reward eligible banking customers who have an existing relationship or establish a new relationship with Wells Fargo. Accordingly, this product offering is generally underwritten to certain Company guidelines rather than secondary market standards and is typically originated for investment. At December 31, 2007 and 2006, we had $15.4 billion and $3.4 billion, respectively, of relationship ARMs in loans held for investment and $2 million and $163 million, respectively, in mortgages held for sale. Originations, net of collections and proceeds from the sale of these loans are reflected as investing cash flows consistent with their original classification.
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
IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. We assess and account for as impaired certain nonaccrual commercial and commercial real estate loans that are over $3 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring.
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
Transfers and Servicing of Financial Assets
We account for a transfer of financial assets as a sale when we surrender control of the transferred assets. Effective January 1, 2006, upon adoption of FAS 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, servicing rights resulting from the sale or securitization of loans we originate (asset transfers), are initially measured at fair value at the date of transfer. We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the MSRs or the MSRs result from an asset transfer. We determine the fair value of servicing rights at the date of transfer using the present value of estimated future net servicing income, using assumptions that market participants use in their estimates of values. We use quoted market prices when available to determine the value of other interests held. Gain or loss on sale of loans depends on (a) proceeds received and (b) the previous carrying amount of the financial assets transferred and any interests we continue to hold (such as interest-only strips) based on relative fair value at the date of transfer.
      To determine the fair value of MSRs, we use a valuation model that calculates the present value of estimated future net servicing income. We use assumptions in the valuation model that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. This model is validated by an independent internal model validation group operating in accordance with a model validation policy approved by Corporate ALCO.
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
AMORTIZED MORTGAGE SERVICING RIGHTS
Amortized MSRs, which include commercial MSRs and, prior to January 1, 2006, residential MSRs, are carried at the lower of cost or market value. These MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds, as well as other factors.
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
Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions, as amended by FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow a similar pattern.
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
      The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition should closely match the stable pattern of services provided by our employees over the life of our pension obligation. To determine if the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension expense calculations over the next five years.
     We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the rates available at the measurement date on long-term high-quality fixed-income debt instruments and is reset annually on the measurement date (November 30). In 2008, we will use December 31 as our measurement date as required under FAS 158.
Income Taxes
We file a consolidated federal income tax return and, in certain states, combined state tax returns.
      We account for income taxes in accordance with FAS 109, Accounting for Income Taxes, as interpreted by FIN 48, resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. Interest and penalties are recognized as a component of income tax expense.
Stock-Based Compensation
We have stock-based employee compensation plans, as more fully discussed in Note 19. Prior to January 1, 2006, we accounted for stock options and stock awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, as permitted by FAS 123, Accounting for Stock-Based Compensation. Under this guidance, no stock option expense was recognized in our income statement for periods prior to January 1, 2006, as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted FAS 123(R), Share-Based Payment, using the “modified prospective” transition method. Accordingly, compensation cost recognized in 2006 and 2007 includes (1) compensation cost for share-based payments granted prior to, but not yet vested as of the adoption date of January 1, 2006, based on the grant date fair value estimated in accordance with FAS 123, and (2) compensation cost for all share-based awards granted on or after January 1, 2006. Results for prior periods have not been restated. In calculating the common stock equivalents for purposes of diluted earnings per share, we selected the transition method provided by FASB Staff Position FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.
      As a result of adopting FAS 123(R) on January 1, 2006, income before income taxes of $11.6 billion and net income of $8.1 billion for 2007 was $129 million and $80 million lower, respectively, than if we had continued to account for share-based compensation under APB 25, and, for 2006, income before income taxes of $12.7 billion and net income of $8.4 billion was $134 million and $84 million lower, respectively. Basic and diluted earnings per share for 2007 of $2.41 and $2.38, respectively, were both $0.025 per share lower than if we had not adopted FAS 123(R), and, for 2006, basic and diluted earnings per share of $2.50 and $2.47, respectively, were also both $0.025 per share lower.
      Pro forma net income and earnings per common share information are provided in the following table as if we accounted for employee stock option plans under the fair value method of FAS 123 in 2005.

(in millions, except per share amounts)	Year ended December 31, 2005

Net income, as reported	$7,671

Add: Stock-based employee compensation expense included in reported net income, net of tax	1
Less: Total stock-based employee compensation expense under the fair value method for all awards, net of tax	(188)

Net income, pro forma	$7,484

Earnings per common share
As reported	$ 2.27
Pro forma	2.22
Diluted earnings per common share
As reported	$ 2.25
Pro forma	2.19

     Stock options granted in each of our February 2005 and February 2004 annual grants, under our Long-Term Incentive Compensation Plan (the Plan), fully vested upon grant, resulting in full recognition of stock-based compensation expense for both grants in the year of the grant under the fair value method in the table above. Stock options granted in our 2003 annual grant under the Plan vest over a three-year period, and expense reflected in the table for this grant is recognized over the vesting period.
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
Derivatives and Hedging Activities
We recognize all derivatives in the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying under FAS 133, Accounting for Derivative Instruments and Hedging Activities (“free-standing derivative”). For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in other comprehensive income, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.
      For fair value and cash flow hedges qualifying under FAS 133, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities in the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method or, in limited cases, the dollar offset method.
      We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated, or exercised, (3) a derivative is de-designated as a hedge, because it is unlikely that a forecasted transaction will occur, or (4) we determine that designation of a derivative as a hedge is no longer appropriate.

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
     When we discontinue cash flow hedge accounting because the hedging instrument is sold, terminated, or no longer designated (de-designated), the amount reported in other comprehensive income up to the date of sale, termination or de-designation continues to be reported in other comprehensive income until the forecasted transaction affects earnings.
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
      We occasionally purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the host contract by recording the bifurcated derivative at fair value and the remaining host contract at the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative. The bifurcated derivative is carried as a free-standing derivative at fair value with changes recorded in current period earnings.

Note 2:   Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.
     Business combinations completed in 2007, 2006 and 2005 are presented below.
      For information on additional consideration related to acquisitions, which is considered to be a guarantee, see Note 15.

(in millions)	Date	Assets
2007
Placer Sierra Bancshares, Sacramento, California	June 1	$2,644
Certain assets of The CIT Group/Equipment Financing, Inc., Tempe, Arizona	June 29	2,888
Greater Bay Bancorp, East Palo Alto, California	October 1	8,204
Certain Illinois branches of National City Bank, Cleveland, Ohio	December 7	61
Other (1)	Various	61

		$13,858

2006
Secured Capital Corp/Secured Capital LLC, Los Angeles, California	January 18	$132
Martinius Corporation, Rogers, Minnesota	March 1	91
Commerce Funding Corporation, Vienna, Virginia	April 17	82
Fremont National Bank of Canon City/Centennial Bank of Pueblo, Canon City and Pueblo, Colorado	June 7	201
Certain assets of the Reilly Mortgage Companies, McLean, Virginia	August 1	303
Barrington Associates, Los Angeles, California	October 2	65
EFC Partners LP (Evergreen Funding), Dallas, Texas	December 15	93
Other (2)	Various	20

		$987

2005
Certain branches of PlainsCapital Bank, Amarillo, Texas	July 22	$190
First Community Capital Corporation, Houston, Texas	July 31	644
Other (3)	Various	40

		$874

(1)	Consists of six acquisitions of insurance brokerage and third party health care payment processing businesses.
(2)	Consists of seven acquisitions of insurance brokerage businesses.
(3)	Consists of eight acquisitions of insurance brokerage and lockbox processing businesses.

Note 3:   Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposits with the Federal Reserve Banks. The average required reserve balance was $2.0 billion in 2007 and $1.7 billion in 2006.
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
      Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the
Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $2.2 billion at December 31, 2007, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2007, our nonbank subsidiaries could have declared additional dividends of $3.7 billion at December 31, 2007, without obtaining prior approval.

Note 4:	Federal Funds Sold, Securities Purchased Under Resale Agreements and Other Short-Term Investments

The table below provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

(in millions)	December 31		,
	2007	2006
Federal funds sold and securities purchased under resale agreements	$1,700	$5,024
Interest-earning deposits	460	413
Other short-term investments	594	641

Total	$2,754	$6,078

For resale agreements, which represent collateralized financing transactions, we hold collateral in the form of securities that we have the right to sell or repledge of $1.1 billion at December 31, 2007, and $1.8 billion at December 31, 2006, of which we sold or repledged $705 million and $1.4 billion, respectively.

Note 5:   Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. The net unrealized gains (losses) are reported on an after-tax basis as a component of cumulative other comprehensive income. There were no securities classified as held to maturity as of the periods presented.

(in millions)	December 31								,
	2007				2006
	Cost	Gross	Gross	Fair	Cost	Gross	Gross	Fair
		unrealized	unrealized	value		unrealized	unrealized	value
		gains	losses			gains	losses
Securities of U.S. Treasury and federal agencies	$962	$20	$—	$982	$774	$2	$(8)	$768
Securities of U.S. states and political subdivisions	6,128	135	(111)	6,152	3,387	148	(5)	3,530
Mortgage-backed securities:
Federal agencies	34,092	898	(3)	34,987	26,981	497	(15)	27,463
Private collateralized mortgage obligations (1)	20,026	82	(126)	19,982	3,989	63	(6)	4,046

Total mortgage-backed securities	54,118	980	(129)	54,969	30,970	560	(21)	31,509
Other	8,185	45	(165)	8,065	5,980	67	(21)	6,026

Total debt securities	69,393	1,180	(405)	70,168	41,111	777	(55)	41,833
Marketable equity securities	2,878	172	(267)	2,783	592	210	(6)	796

Total (2)	$72,271	$1,352	$(672)	$72,951	$41,703	$987	$(61)	$42,629

(1)	Most of the private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.
(2)	At December 31, 2007, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

     The following table shows the gross unrealized losses and fair value of securities in the securities available-for-sale portfolio at December 31, 2007 and 2006, by length of time that individual securities in each category had been in a continuous loss position.

(in millions)	Less than 12 months		12 months or more		Total
	Gross	Fair	Gross	Fair	Gross	Fair
	unrealized	value	unrealized	value	unrealized	value
	losses		losses		losses
December 31, 2007
Securities of U.S. Treasury and federal agencies	$—	$—	$—	$—	$—	$—
Securities of U.S. states and political subdivisions	(98)	1,957	(13)	70	(111)	2,027
Mortgage-backed securities:
Federal agencies	(1)	39	(2)	150	(3)	189
Private collateralized mortgage obligations	(124)	7,722	(2)	54	(126)	7,776

Total mortgage-backed securities	(125)	7,761	(4)	204	(129)	7,965
Other	(140)	2,425	(25)	491	(165)	2,916

Total debt securities	(363)	12,143	(42)	765	(405)	12,908
Marketable equity securities	(266)	1,688	(1)	36	(267)	1,724

Total	$(629)	$13,831	$(43)	$801	$(672)	$14,632

December 31, 2006
Securities of U.S. Treasury and federal agencies	$(1)	$164	$(7)	$316	$(8)	$480
Securities of U.S. states and political subdivisions	(4)	203	(1)	90	(5)	293
Mortgage-backed securities:
Federal agencies	(10)	342	(5)	213	(15)	555
Private collateralized mortgage obligations	(5)	67	(1)	68	(6)	135

Total mortgage-backed securities	(15)	409	(6)	281	(21)	690
Other	(6)	365	(15)	558	(21)	923

Total debt securities	(26)	1,141	(29)	1,245	(55)	2,386
Marketable equity securities	(6)	75	—	—	(6)	75

Total	$(32)	$1,216	$(29)	$1,245	$(61)	$2,461

     The decline in fair value for the debt securities that had been in a continuous loss position for 12 months or more at December 31, 2007, was due to changes in market interest rates and not due to the credit quality of the securities. We believe that the principal and interest on these securities are fully collectible and we have the intent and ability to retain our investment for a period of time to allow for any anticipated recovery in market value. We have reviewed these securities in accordance with our policy and do not consider them to be other-than-temporarily impaired.
      Securities pledged where the secured party has the right to sell or repledge totaled $5.8 billion at December 31, 2007 and $5.3 billion at December 31, 2006. Securities pledged where the secured party does not have the right to sell or repledge totaled $44.9 billion at December 31, 2007, and $29.3 billion at December 31, 2006, primarily to secure trust and public deposits and for other purposes as required or permitted by law.
     The following table shows the net realized gains on the sales of securities from the securities available-for-sale portfolio, including marketable equity securities.

(in millions)	Year ended December 31			,
	2007	2006	2005
Gross realized gains	$472	$621	$355
Gross realized losses (1)	(127)	(295)	(315)

Net realized gains	$345	$326	$40

(1)	Includes other-than-temporary impairment of $50 million, $22 million and $45 million for 2007, 2006 and 2005, respectively.
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

(in millions)	December 31, 2007
	Total	Weighted-
	amount	average	Remaining contractual principal maturity
		yield			After one year		After five years
			Within one year		through five years		through ten years		After ten years
			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S. Treasury and federal agencies	$982	4.25%	$87	3.78%	$666	4.14%	$227	4.73%	$2	7.25%
Securities of U.S. states and political subdivisions	6,152	7.14	301	6.52	881	6.86	1,386	6.93	3,584	7.34
Mortgage-backed securities:
Federal agencies	34,987	5.92	1	6.27	128	8.25	160	7.00	34,698	5.91
Private collateralized mortgage obligations	19,982	6.04	—	—	—	—	318	6.01	19,664	6.04

Total mortgage-backed securities	54,969	5.96	1	6.27	128	8.25	478	6.34	54,362	5.95
Other	8,065	6.65	860	6.25	4,982	6.32	1,021	7.31	1,202	7.71

Total debt securities at fair value (1)	$70,168	6.12%	$1,249	6.14%	$6,657	6.21%	$3,112	6.81%	$59,150	6.07%

(1)	The weighted-average yield is computed using the contractual life amortization method.

Note 6:   Loans and Allowance for Credit Losses

A summary of the major categories of loans outstanding is shown in the following table. Outstanding loan balances reflect unearned income, net deferred loan fees, and unamortized discount and premium totaling $4,083 million and $3,113 million at December 31, 2007 and 2006, respectively.
      Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2007 and 2006, we did not have concentrations representing 10% or more of our total loan portfolio in commercial loans and lease financing by industry or commercial real estate loans (other real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at December 31, 2007, compared with 11% at December 31, 2006. These loans are generally diversified among the larger metropolitan areas in
California, with no single area consisting of more than 3% of total loans. Changes in real estate values and underlying economic conditions for these areas are monitored continuously within our credit risk management process. In 2007, the residential real estate markets experienced significant declines in property values, and several markets in California, specifically the Central Valley and several Southern California metropolitan statistical areas, experienced more severe value adjustments.
      Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2007, such loans were approximately 20% of total loans, compared with 19% at December 31, 2006. Substantially all of these loans are considered to be prime or near prime. We do not make or purchase option adjustable-rate mortgage products, nor do we make or purchase variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

(in millions)	December 31					,
	2007	2006	2005	2004	2003
Commercial and commercial real estate:
Commercial	$90,468	$70,404	$61,552	$54,517	$48,729
Other real estate mortgage	36,747	30,112	28,545	29,804	27,592
Real estate construction	18,854	15,935	13,406	9,025	8,209
Lease financing	6,772	5,614	5,400	5,169	4,477

Total commercial and commercial real estate	152,841	122,065	108,903	98,515	89,007
Consumer:
Real estate 1-4 family first mortgage	71,415	53,228	77,768	87,686	83,535
Real estate 1-4 family junior lien mortgage	75,565	68,926	59,143	52,190	36,629
Credit card	18,762	14,697	12,009	10,260	8,351
Other revolving credit and installment	56,171	53,534	47,462	34,725	33,100

Total consumer	221,913	190,385	196,382	184,861	161,615
Foreign	7,441	6,666	5,552	4,210	2,451

Total loans	$382,195	$319,116	$310,837	$287,586	$253,073

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
      A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas that must be met before we are required to fund the commitment. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. For information on standby letters of credit, see Note 15.
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

     The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan category in the following table:

(in millions)	December 31		,
	2007	2006
Commercial and commercial real estate:
Commercial	$89,480	$79,879
Other real estate mortgage	2,911	2,612
Real estate construction	9,986	9,600

Total commercial and commercial real estate	102,377	92,091
Consumer:
Real estate 1-4 family first mortgage	11,861	9,708
Real estate 1-4 family junior lien mortgage	47,763	44,179
Credit card	62,680	55,010
Other revolving credit and installment	16,220	14,679

Total consumer	138,524	123,576
Foreign	980	824

Total unfunded loan commitments	$241,881	$216,491

     We have an established process to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in our portfolio. We combine estimates of the allowances needed for loans analyzed on a pooled basis and loans analyzed individually (including impaired loans) to determine the adequacy of the total allowance.
      A significant portion of the allowance is estimated at a pooled level for consumer loans and some segments of commercial small business loans. We use forecasting models to measure the losses inherent in these portfolios. We validate and update these models periodically to capture recent behavioral characteristics of the portfolios, such as updated credit bureau information, actual changes in underlying economic or market conditions and changes in our loss mitigation strategies. The increase in provision for 2007 was a significant credit event where home equity credit losses emerged in excess of previous estimates and the allowance was increased primarily to reflect this increase in inherent losses.
      The remaining portion of the allowance is for commercial loans, commercial real estate loans and lease financing. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, using a standardized loan grading process. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data, or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty.
We assess and account for as impaired certain nonaccrual commercial and commercial real estate loans that are over $3 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss.
      The potential risk from unfunded loan commitments and letters of credit for wholesale loan portfolios is considered along with the loss analysis of loans outstanding. Unfunded commercial loan commitments and letters of credit are converted to a loan equivalent factor as part of the analysis. The reserve for unfunded credit commitments was $211 million at December 31, 2007, and $200 million at December 31, 2006.
      Reflected in the two portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of our judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect our view of risk in each loan portfolio.
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
      We consider the allowance for credit losses of $5.52 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2007.
      Nonaccrual loans were $2,679 million and $1,666 million at December 31, 2007 and 2006, respectively. Loans past due 90 days or more as to interest or principal and still accruing interest were $6,393 million at December 31, 2007, and $5,073 million at December 31, 2006. The 2007 and 2006 balances included $4,834 million and $3,913 million, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.

     The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded credit commitments. Changes in the allowance for credit losses were:

(in millions)	Year ended December 31				,
	2007	2006	2005	2004	2003
Balance, beginning of year	$3,964	$4,057	$3,950	$3,891	$3,819
Provision for credit losses	4,939	2,204	2,383	1,717	1,722
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(629)	(414)	(406)	(424)	(597)
Other real estate mortgage	(6)	(5)	(7)	(25)	(33)
Real estate construction	(14)	(2)	(6)	(5)	(11)
Lease financing	(33)	(30)	(35)	(62)	(41)

Total commercial and commercial real estate	(682)	(451)	(454)	(516)	(682)
Consumer:
Real estate 1-4 family first mortgage	(109)	(103)	(111)	(53)	(47)
Real estate 1-4 family junior lien mortgage	(648)	(154)	(136)	(107)	(77)
Credit card	(832)	(505)	(553)	(463)	(476)
Other revolving credit and installment	(1,913)	(1,685)	(1,480)	(919)	(827)

Total consumer	(3,502)	(2,447)	(2,280)	(1,542)	(1,427)
Foreign	(265)	(281)	(298)	(143)	(105)

Total loan charge-offs	(4,449)	(3,179)	(3,032)	(2,201)	(2,214)

Loan recoveries:
Commercial and commercial real estate:
Commercial	119	111	133	150	177
Other real estate mortgage	8	19	16	17	11
Real estate construction	2	3	13	6	11
Lease financing	17	21	21	26	8

Total commercial and commercial real estate	146	154	183	199	207
Consumer:
Real estate 1-4 family first mortgage	22	26	21	6	10
Real estate 1-4 family junior lien mortgage	53	36	31	24	13
Credit card	120	96	86	62	50
Other revolving credit and installment	504	537	365	220	196

Total consumer	699	695	503	312	269
Foreign	65	76	63	24	19

Total loan recoveries	910	925	749	535	495

Net loan charge-offs	(3,539)	(2,254)	(2,283)	(1,666)	(1,719)

Allowances related to business combinations/other	154	(43)	7	8	69

Balance, end of year	$5,518	$3,964	$4,057	$3,950	$3,891

Components:
Allowance for loan losses	$5,307	$3,764	$3,871	$3,762	$3,891
Reserve for unfunded credit commitments (1)	211	200	186	188	—

Allowance for credit losses	$5,518	$3,964	$4,057	$3,950	$3,891

Net loan charge-offs as a percentage of average total loans	1.03%	0.73%	0.77%	0.62%	0.81%

Allowance for loan losses as a percentage of total loans	1.39%	1.18%	1.25%	1.31%	1.54%
Allowance for credit losses as a percentage of total loans	1.44	1.24	1.31	1.37	1.54

(1)	In 2004, we transferred the portion of the allowance for loan losses related to commercial lending commitments and letters of credit to other liabilities.

     The recorded investment in impaired loans included in nonaccrual loans and the methodology used to measure impairment was:

(in millions)	December 31		,
	2007	2006
Impairment measurement based on:
Collateral value method	$285	$122
Discounted cash flow method	184	108

Total (1)	$469	$230

(1)	Includes $369 million and $146 million of impaired loans with a related allowance of $50 million and $29 million at December 31, 2007 and 2006, respectively.
     The average recorded investment in these impaired loans during 2007, 2006 and 2005 was $313 million, $173 million and $260 million, respectively.
      When the ultimate collectibility of the total principal of an impaired loan is in doubt, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2007, 2006 and 2005 under the cash basis method was not significant.

Note 7:   Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31		,
	2007	2006
Land	$707	$657
Buildings	4,088	3,891
Furniture and equipment	4,526	3,786
Leasehold improvements	1,258	1,117
Premises and equipment leased under capital leases	67	60

Total premises and equipment	10,646	9,511
Less: Accumulated depreciation and amortization	5,524	4,813

Net book value, premises and equipment	$5,122	$4,698

Depreciation and amortization expense for premises and equipment was $828 million, $737 million and $810 million in 2007, 2006 and 2005, respectively.
      Net gains on dispositions of premises and equipment, included in noninterest expense, were $3 million, $13 million and $56 million in 2007, 2006 and 2005, respectively.
      We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are predominantly up to 15 years, with the longest up to 72 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2007.

(in millions)	Operating	Capital
	leases	leases
Year ended December 31,
2008	$618	$4
2009	533	5
2010	443	5
2011	365	2
2012	316	1
Thereafter	1,408	14

Total minimum lease payments	$3,683	31

Executory costs		(2)
Amounts representing interest		(9)

Present value of net minimum lease payments		$20

     Operating lease rental expense (predominantly for premises), net of rental income, was $673 million, $631 million and $583 million in 2007, 2006 and 2005, respectively.
      The components of other assets were:

(in millions)	December 31		,
	2007	2006
Nonmarketable equity investments:
Private equity investments	$2,024	$1,671
Federal bank stock	1,925	1,326
All other	2,981	2,240

Total nonmarketable equity investments (1)	6,930	5,237
Operating lease assets	2,218	3,091
Accounts receivable	10,913	7,522
Interest receivable	2,977	2,570
Core deposit intangibles	435	383
Foreclosed assets:
GNMA loans (2)	535	322
Other	649	423
Due from customers on acceptances	62	103
Other	12,426	9,892

Total other assets	$37,145	$29,543

(1)	At December 31, 2007 and 2006, $5.9 billion and $4.5 billion, respectively, of nonmarketable equity investments, including all federal bank stock, were accounted for at cost.
(2)	Consistent with regulatory reporting requirements, foreclosed assets include foreclosed real estate securing GNMA loans. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.
     Income related to nonmarketable equity investments was:

(in millions)	Year ended December 31			,
	2007	2006	2005
Net gains from private equity investments	$598	$393	$351
Net gains from all other nonmarketable equity investments	4	20	43

Net gains from nonmarketable equity investments	$602	$413	$394

Note 8:   Securitizations and Variable Interest Entities

We routinely originate, securitize and sell into the secondary market home mortgage loans and, from time to time, other financial assets, including student loans, commercial mortgages and auto receivables. We typically retain the servicing rights from these sales and may continue to hold other interests. Through these securitizations, which are structured without recourse to us and with no restrictions on the other interests held, we may be exposed to a liability under standard representations and warranties we make to purchasers and issuers. The amount recorded for this liability was not material to our consolidated financial statements at year-end 2007 or 2006. In response to the reduced liquidity in the capital markets, for certain sales and securitizations of nonconforming mortgage loans, we retained the subordinate bonds on these securitizations. At December 31, 2007, the total book value of these other interests held (subordinate bonds) was $486 million.
      We recognized net gains of $10 million and $399 million from sales of financial assets in securitizations in 2007 and 2006, respectively. Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31				,
	2007		2006
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets
Sales proceeds from securitizations	$38,971	$—	$50,767	$103
Servicing fees	300	—	229	—
Cash flows on other interests held	496	6	259	3

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
      For securitizations completed in 2007 and 2006, we used the following assumptions to determine the fair value of mortgage servicing rights and other interests held at the date of securitization.
     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2007, for residential and commercial mortgage servicing rights, and other interests held related to residential mortgage loan securitizations are presented in the following table.

($ in millions)	Mortgage	Other	Other
	servicing	interests	interests
	rights	held	held –
			subordinate
			bonds
Fair value of interests held	$17,336	$420	$486
Expected weighted-average life (in years)	5.4	5.3	6.9
Prepayment speed assumption (annual CPR)	12.9%	14.3%	13.1%
Decrease in fair value from:
10% adverse change	$603	$20	$1
25% adverse change	1,403	48	4
Discount rate assumption	9.5%	11.4%	6.9%
MSRs and other interests held
Decrease in fair value from:
100 basis point adverse change	$664	$16
200 basis point adverse change	1,277	31
Other interests held – subordinate bonds Decrease in fair value from:
50 basis point adverse change			$13
100 basis point adverse change			27
Credit loss assumption			1.1%
Decrease in fair value from:
10% higher losses			$11
25% higher losses			29

	Mortgage		Other		Other interests held –
	servicing rights		interests held		subordinate bonds
	2007	2006	2007	2006	2007
Prepayment speed (annual CPR (1)) (2)	13.5%	15.7%	14.1%	13.9%	24.3%
Life (in years) (2)	6.8	5.8	7.2	7.0	4.4
Discount rate (2)	9.8%	10.5%	10.2%	10.0%	6.9%
Life of loan losses					0.8%

(1)	Constant prepayment rate.
(2)	Represents weighted averages for all other interests held resulting from securitizations completed in 2007 and 2006.

     The sensitivities in the table to the left are hypothetical and should be relied on with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the table to the left, the effect of a variation in a particular assumption on the fair value of the other interests held is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.
      We also retained some AAA-rated floating-rate mortgage-backed securities. The fair value at the date of securitization was determined using quoted market prices. The key economic assumptions at December 31, 2007, for these securities related to residential mortgage loan securitizations are presented in the following table.

($ in millions)	Other interests held - AAA
mortgage-backed securities

Fair value of interests held	$7,423
Expected weighted-average life (in years)	10.3
Prepayment speed assumption (annual CPR)	26.7%

     The table below presents information about the principal balances of owned and securitized loans.

(in millions)	December 31					,	Year ended December 31		,
	Total loans		(1)	Delinquent loans		(2)	Net charge-offs (recoveries		)
	2007	2006		2007	2006		2007	2006

Commercial and commercial real estate:
Commercial	$91,186	$70,779		$464	$346		$510	$303
Other real estate mortgage	75,642	44,834		179	178		7	(33)
Real estate construction	18,854	15,935		317	81		12	(1)
Lease financing	6,772	5,614		45	29		16	9

Total commercial and commercial real estate	192,454	137,162		1,005	634		545	278
Consumer:
Real estate 1-4 family first mortgage	146,997	114,676		1,745	929		87	77
Real estate 1-4 family junior lien mortgage	75,974	68,926		495	275		597	118
Credit card	18,762	14,697		402	262		712	409
Other revolving credit and installment	56,521	54,036		744	804		1,409	1,148

Total consumer	298,254	252,335		3,386	2,270		2,805	1,752
Foreign	7,647	6,983		104	94		206	210

Total loans owned and securitized	498,355	396,480		$4,495	$2,998		$3,556	$2,240

Less:
Securitized loans	88,397	43,546
Mortgages held for sale	26,815	33,097
Loans held for sale	948	721

Total loans held	$382,195	$319,116

(1)	Represents loans in the balance sheet or that have been securitized, but excludes securitized loans that we continue to service but as to which we have no other continuing involvement.
(2)	Includes nonaccrual loans and loans 90 days or more past due and still accruing.

     We are a primary beneficiary in certain special-purpose entities that are consolidated because we absorb a majority of each entity’s expected losses, receive a majority of each entity’s expected returns or both. We do not hold a majority voting interest in these entities. Our consolidated variable interest entities, substantially all of which were formed to invest in securities and to securitize real estate investment trust securities, had approximately $3.5 billion and $3.4 billion in total assets at December 31, 2007 and 2006, respectively. The primary activities of these entities consist of acquiring and disposing of, and investing and reinvesting in securities, and issuing beneficial interests secured by those securities to investors. The creditors of a significant portion of these consolidated entities have no recourse against us.
     We also hold variable interests greater than 20% but less than 50% in certain special-purpose entities predominantly formed to invest in affordable housing and sustainable energy projects, and to securitize corporate debt that had approximately $5.8 billion and $2.9 billion in total assets at December 31, 2007 and 2006, respectively. We are not required to consolidate these entities. Our maximum exposure to loss as a result of our involvement with these unconsolidated variable interest entities was approximately $2.0 billion and $980 million at December 31, 2007 and 2006, respectively, primarily representing investments in entities formed to invest in affordable housing and sustainable energy projects. However, we expect to recover our investment in these entities over time, primarily through realization of federal tax credits.

Note 9:   Mortgage Banking Activities

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

(in millions)	Residential	Commercial	Total
	MSRs	MSRs	MSRs
Balance at December 31, 2005	$12,389	$122	$12,511
Remeasurement upon adoption of FAS 156	158	—	158

Balance at January 1, 2006	$12,547	$122	$12,669

     The changes in residential MSRs measured using the fair value method were:

(in millions)	Year ended December 31	,
	2007	2006
Fair value, beginning of year	$17,591	$12,547
Purchases	803	3,859
Servicing from securitizations or asset transfers	3,680	4,107
Sales	(1,714)	(469)

Net additions	2,769	7,497
Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(571)	(9)
Other changes in fair value (2)	(3,026)	(2,444)

Total changes in fair value	(3,597)	(2,453)

Fair value, end of year	$16,763	$17,591

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.
(2)	Represents changes due to collection/realization of expected cash flows over time.
     The changes in amortized MSRs were:

(in millions)	Year ended December 31		,
	2007	2006	2005
Balance, beginning of year	$377	$122	$9,466
Purchases (1)	120	278	2,683
Servicing from securitizations or asset transfers (1)	40	11	2,652
Amortization	(71)	(34)	(1,991)
Other (includes changes due to hedging)	—	—	888

Balance, end of year	$466	$377	$13,698

Valuation allowance:
Balance, beginning of year	$—	$—	$1,565
Reversal of provision for MSRs in excess of fair value	—	—	(378)

Balance, end of year	$—	$—	$1,187

Amortized MSRs, net	$466	$377	$12,511

Fair value of amortized MSRs:
Beginning of year	$457	$146	$7,913
End of year	573	457	12,693

(1)	Based on December 31, 2007, assumptions, the weighted-average amortization period for MSRs added during the year was approximately 10.8 years.
     The components of our managed servicing portfolio were:

(in billions)	December 31		,
	2007	2006
Loans serviced for others (1)	$1,430	$1,280
Owned loans serviced (2)	98	86

Total owned servicing	1,528	1,366
Sub-servicing	23	19

Total managed servicing portfolio	$1,551	$1,385

Ratio of MSRs to related loans serviced for others	1.20%	1.41%

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.
(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.

     The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31		,
	2007	2006	2005
Servicing income, net:
Servicing fees (1)	$4,025	$3,525	$2,457
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(571)	(9)	—
Other changes in fair value (3)	(3,026)	(2,444)	—

Total changes in fair value of residential MSRs	(3,597)	(2,453)	—
Amortization	(71)	(34)	(1,991)
Reversal of provision for MSRs in excess of fair value	—	—	378
Net derivative gains (losses):
Fair value accounting hedges (4)	—	—	(46)
Economic hedges (5)	1,154	(145)	189

Total servicing income, net	1,511	893	987
Net gains on mortgage loan origination/sales activities	1,289	1,116	1,085
All other	333	302	350

Total mortgage banking noninterest income	$3,133	$2,311	$2,422

Market-related valuation changes to MSRs, net of hedge results (2) + (5)	$583	$(154)

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues. Also includes impairment write-downs on other interests held of $26 million for 2006. There were no impairment write-downs for 2007 or 2005.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Results related to MSRs fair value hedging activities under FAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended), consist of gains and losses excluded from the evaluation of hedge effectiveness and the ineffective portion of the change in the value of these derivatives. Gains and losses excluded from the evaluation of hedge effectiveness are those caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time). See Note 16 — Fair Value Hedges for additional discussion and detail.
(5)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 16 — Free-Standing Derivatives for additional discussion and detail.
Note 10:   Intangible Assets

The gross carrying amount of intangible assets and accumulated amortization was:

(in millions)	December 31				,
	2007		2006
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount
Amortized intangible assets:
MSRs (commercial) (1)	$617	$151	$457	$80
Core deposit intangibles	2,539	2,104	2,374	1,991
Credit card and other intangibles	731	426	581	378

Total intangible assets	$3,887	$2,681	$3,412	$2,449

MSRs (fair value) (1)	$16,763		$17,591
Trademark	14		14

(1)	See Note 9 for additional information on MSRs.
     The following table provides the current year and estimated future amortization expense for amortized intangible assets.

(in millions)	Core	Other	(1)	Total
	deposit
	intangibles
Year ended December 31, 2007	$113	$116		$229

Estimate for year ended December 31, 2008	$122	$134		$256
2009	110	116		226
2010	97	103		200
2011	37	90		127
2012	17	79		96

(1)	Includes amortized commercial MSRs and credit card and other intangibles.
     We based our projections of amortization expense shown above on existing asset balances at December 31, 2007. Future amortization expense may vary based on additional core deposit or other intangibles acquired through business combinations.

Note 11:   Goodwill

The changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis were:

(in millions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company
December 31, 2005	$7,374	$3,047	$366	$10,787
Goodwill from business combinations	30	458	—	488
Realignment of businesses (primarily insurance)	(19)	19	—	—

December 31, 2006	7,385	3,524	366	11,275
Goodwill from business combinations	1,224	550	49	1,823
Foreign currency translation adjustments	—	—	8	8

December 31, 2007	$8,609	$4,074	$423	$13,106

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
     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments; some is allocated at the enterprise level. See Note 24 for further information on management reporting. The balances of goodwill for management reporting were:

(in millions)	Community	Wholesale	Wells Fargo	Enterprise	Consolidated
	Banking	Banking	Financial		Company

December 31, 2006	$3,538	$1,574	$366	$5,797	$11,275
December 31, 2007	4,762	2,124	423	5,797	13,106

Note 12:   Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $46,351 million and $51,188 million at December 31, 2007 and 2006, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2007
2008	$41,364
2009	2,394
2010	1,045
2011	735
2012	470
Thereafter	343

Total	$46,351

     Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $16,890 million and $26,522 million at December 31, 2007 and 2006, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2007
Three months or less	$10,120
After three months through six months	4,812
After six months through twelve months	1,085
After twelve months	873

Total	$16,890

     Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent a major portion of all of our foreign deposit liabilities of $54,549 million and $26,200 million at December 31, 2007 and 2006, respectively.
      Demand deposit overdrafts of $845 million and $673 million were included as loan balances at December 31, 2007 and 2006, respectively.

Note 13:   Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

(in millions)	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Commercial paper and other short-term borrowings	$30,427	4.45%	$1,122	4.06%	$3,958	3.80%
Federal funds purchased and securities sold under agreements to repurchase	22,828	2.94	11,707	4.88	19,934	3.99

Total	$53,255	3.80	$12,829	4.81	$23,892	3.96

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$ 8,765	4.96%	$7,701	4.61%	$9,548	3.09%
Federal funds purchased and securities sold under agreements to repurchase	17,089	4.74	13,770	4.62	14,526	3.09

Total	$25,854	4.81	$21,471	4.62	$24,074	3.09

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$30,427	N/A	$14,580	N/A	$15,075	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	23,527	N/A	16,910	N/A	22,315	N/A

N/A – Not applicable.
(1)	Highest month-end balance in each of the last three years was in December 2007, February 2006 and January 2005.
(2)	Highest month-end balance in each of the last three years was in September 2007, May 2006 and August 2005.

Note 14:   Long-Term Debt

Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, where applicable):

(in millions)			December 31		,
	Maturity	Stated	2007	2006
	date(s)	interest
		rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-Rate Notes (1)	2008-2035	2.70-6.75%	$25,105	$21,225
Floating-Rate Notes (2)	2008-2047	Varies	31,679	21,917
Extendable Notes (3)	2008-2015	Varies	5,369	10,000
FixFloat Notes (1)	2010	5.51% through mid-2008, varies	2,200	—
Market-Linked Notes (4)	2008-2018	2.89-5.57%	871	372
Convertible Debenture (5)	2033	Varies	3,000	3,000

Total senior debt – Parent			68,224	56,514

Subordinated
Fixed-Rate Notes (1)	2011-2023	4.625-6.65%	4,550	4,560
FixFloat Notes	2012	4.00% through mid-2007, varies	—	300

Total subordinated debt – Parent			4,550	4,860

Junior Subordinated
Fixed-Rate Notes (1)(6)(7)(8)	2031-2067	5.625-7.00%	4,342	4,022

Total junior subordinated debt – Parent			4,342	4,022

Total long-term debt – Parent			77,116	65,396

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)
Senior
Fixed-Rate Notes (1)	2008-2019	1.16-4.24%	34	173
Floating-Rate Notes	2008-2012	Varies	504	2,174
FHLB Notes and Advances	2012	5.20%	203	203
Market-Linked Notes (4)	2008-2026	0.53-5.75%	658	985
Obligations of subsidiaries under capital leases (Note 7)			20	12

Total senior debt – WFB, N.A.			$1,419	$3,547

(1)	We entered into interest rate swap agreements for substantially all of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average one-month or three-month London Interbank Offered Rate (LIBOR).
(2)	We entered into interest rate swap agreements for a significant portion of these notes, whereby we receive variable-rate interest payments and make interest payments based on a fixed rate.
(3)	The extendable notes are floating-rate securities with an initial maturity of 13 or 24 months, which can be extended on a rolling monthly or quarterly basis, respectively, to a final maturity of five years at the investor’s option.
(4)	Consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 16 – Free-standing derivatives.
(5)	On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In November 2004, we amended the indenture under which the debentures were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion. We then made an irrevocable election under the indenture on December 15, 2004, that upon conversion of the debentures, we must satisfy the accreted value of the obligation (the amount accrued to the benefit of the holder exclusive of the conversion spread) in cash and may satisfy the conversion spread (the excess conversion value over the accreted value) in either cash or stock. All or some of the convertible debt securities may be redeemed in certain circumstances for cash at any time on or after May 5, 2008, at their principal amount plus accrued interest, if any.
(6)	Effective December 31, 2003, as a result of the adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), we deconsolidated certain wholly-owned trusts formed for the sole purpose of issuing trust preferred securities (the Trusts). The junior subordinated debentures held by the Trusts are included in the Company’s long-term debt.
(7)	On December 5, 2006, Wells Fargo Capital X issued 5.95% Capital Securities and used the proceeds to purchase from the Parent 5.95% Capital Efficient Notes (the Notes) due 2086 (scheduled maturity 2036). When it issued the Notes, the Parent entered into a Replacement Capital Covenant (the Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Notes or the Capital Securities on or before December 1, 2066, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Covenant. For more information, refer to the Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed December 5, 2006.
(8)	On May 25, 2007, Wells Fargo Capital XI issued 6.25% Enhanced Trust Preferred Securities (Enhanced TRUPS®) (the 2007 Capital Securities) and used the proceeds to purchase from the Parent 6.25% Junior Subordinated Deferrable Interest Debentures due 2067 (the 2007 Notes). When it issued the 2007 Notes, the Parent entered into a Replacement Capital Covenant (the 2007 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the 2007 Notes or the 2007 Capital Securities on or before June 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the 2007 Covenant. For more information, refer to the 2007 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 25, 2007.

98	(continued on following page)

(continued from previous page)

(in millions)			December 31		,
	Maturity	Stated	2007	2006
	date(s)	interest
		rate(s)
Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)
Subordinated
Fixed-Rate Notes (1)	2010-2036	4.75-7.55%	$6,151	$6,264
Floating-Rate Notes	2016	Varies	500	500
Other notes and debentures	2008-2013	4.70-6.00%	11	13

Total subordinated debt – WFB, N.A.			6,662	6,777

Total long-term debt – WFB, N.A.			8,081	10,324

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)
Senior
Fixed-Rate Notes	2008-2034	2.67-6.85%	8,103	7,654
Floating-Rate Notes	2008-2010	Varies	1,405	1,970

Total long-term debt – WFFI			9,508	9,624

Other consolidated subsidiaries
Senior
Fixed-Rate Notes	2008-2049	0.00-7.75%	951	378
Floating-Rate FHLB Advances	2009-2012	Varies	1,250	500
Other notes and debentures – Floating-Rate	2008-2048	Varies	1,752	404

Total senior debt – Other consolidated subsidiaries			3,953	1,282

Subordinated
Fixed-Rate Notes	2008	6.25%	202	209
Other notes and debentures – Floating-Rate	2011-2016	Varies	83	78

Total subordinated debt – Other consolidated subsidiaries			285	287

Junior Subordinated
Fixed-Rate Notes (6)	2029-2031	9.875-10.875%	112	56
Floating-Rate Notes (6)	2027-2036	Varies	257	176
FixFloat	2036	7.06% through mid-2011, varies	81	—

Total junior subordinated debt – Other consolidated subsidiaries			450	232

Total long-term debt – Other consolidated subsidiaries			4,688	1,801

Total long-term debt			$99,393	$87,145

     The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2007, follow.

(in millions)	Parent	Company
2008	$15,610	$18,397
2009	7,760	9,756
2010	15,194	17,465
2011	7,173	10,379
2012	8,151	11,636
Thereafter	23,228	31,760

Total	$77,116	$99,393

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
      As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2007, we were in compliance with all the covenants.

Note 15: Guarantees and Legal Actions

The significant guarantees we provide to third parties include standby letters of credit, various indemnification agreements, guarantees accounted for as derivatives, additional consideration related to business combinations and contingent performance guarantees.
      We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between the customers and third parties. Standby letters of credit assure that the third parties will receive specified funds if customers fail to meet their contractual obligations. We are obligated to make payment if a customer defaults. Standby letters of credit were $12.5 billion at December 31, 2007, and $12.0 billion at December 31, 2006, including financial guarantees of $6.5 billion and $7.2 billion, respectively, that we had issued or purchased participations in. Standby letters of credit are net of participations sold to other institutions of $1.4 billion at December 31, 2007, and $2.8 billion at December 31, 2006. We consider the credit risk in standby letters of credit in determining the allowance for credit losses. We also had commitments for commercial and similar letters of credit of $955 million at December 31, 2007, and $801 million at December 31, 2006.
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
      We write options, floors and caps. Periodic settlements occur on floors and caps based on market conditions. The fair value of the written options liability in our balance sheet was $700 million at December 31, 2007, and $556 million at December 31, 2006. The aggregate fair value of the written floors and caps liability was $280 million and $86 million for the same periods, respectively. Our ultimate obligation under written options, floors and caps is based on future market conditions and is only quantifiable at settlement. The notional value related to written options was $30.7 billion at December 31, 2007, and $47.3 billion at December 31, 2006, and the aggregate notional value related to written floors and caps was $26.5 billion and $11.9 billion for the same periods, respectively. We offset substantially all options written to customers with purchased options.
      We also enter into credit default swaps under which we buy loss protection from or sell loss protection to a counterparty in the event of default of a reference obligation. The fair value of the contracts sold was a liability of $20 million at December 31, 2007, and $2 million at December 31, 2006. The maximum amount we would be required to pay under the swaps in which we sold protection, assuming all reference obligations default at a total loss, without recoveries, was $873 million and $599 million, based on notional value, at December 31, 2007 and 2006, respectively. We purchased credit default swaps of comparable notional amounts to mitigate the exposure of the written credit default swaps at December 31, 2007 and 2006. These purchased credit default swaps had terms (i.e., used the same reference obligation and maturity) that would offset our exposure from the written default swap contracts in which we are providing protection to a counterparty.
      In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets. At December 31, 2007 and 2006, the amount of additional consideration we expected to pay was not significant to our financial statements.
      We have entered into various contingent performance guarantees through credit risk participation arrangements with remaining terms up to 22 years. We will be required to make payments under these guarantees if a customer defaults on its obligation to perform under certain credit agreements with third parties. The extent of our obligations under these guarantees depends entirely on future events and was contractually limited to an aggregate liability of approximately $50 million at December 31, 2007, and $125 million at December 31, 2006.
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
      Wells Fargo is a member of the Visa USA network. On October 3, 2007, the Visa organization of affiliated entities completed a series of global restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa Inc. Visa Inc. intends to issue and sell a majority of its shares to the public in an initial public offering (IPO). We have an approximate 2.8% ownership interest in Visa Inc., which is included in our balance sheet at a nominal amount.
      We obtained concurrence from the staff of the SEC concerning our accounting for the Visa restructuring transactions, including (1) judgment sharing agreements previously executed among the Company, Visa Inc. and its predecessors (collectively Visa) and certain other member banks of the Visa USA network, (2) litigation, and (3) an escrow account that will be established by Visa Inc. at the time of its IPO. The escrow account will be funded from IPO proceeds and will be used to make payments related to Visa litigation. We recorded litigation liabilities associated with indemnification obligations related to agreements entered into during second quarter 2006 and third quarter 2007. Based on our proportionate membership share of Visa USA, we recorded a litigation liability and corresponding expense of $95 million for 2006 and $203 million for 2007. The effect to the second quarter 2006 was estimated based upon our share of an actual settlement reached in November 2007. Management does not believe that the fair value of this obligation if determined in second quarter 2006 would have been materially different given information available at that time. Management has concluded, and the Audit and Examination Committee of our Board of Directors has concurred, that these amounts are immaterial to the periods affected.

Note 16:   Derivatives

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
      Our derivative activities are monitored by Corporate ALCO. Our Treasury function, which includes asset/liability management, is responsible for various hedging strategies developed through analysis of data from financial models and other internal and industry sources. We incorporate the resulting hedging strategies into our overall interest rate risk management and trading strategies.
Fair Value Hedges
Prior to January 1, 2006, we used derivatives as fair value hedges to manage the risk of changes in the fair value of residential MSRs and other interests held. These derivatives included interest rate swaps, swaptions, Eurodollar and Treasury futures and options, and forward contracts. Derivative gains or losses caused by market conditions (volatility) and the spread between spot and forward rates priced into the derivative contracts (the passage of time) were excluded from the evaluation of hedge effectiveness, but were reflected in earnings. Upon adoption of FAS 156, derivatives used to hedge our residential MSRs are no longer accounted for as fair value hedges under FAS 133, but as economic hedges. Net derivative gains and losses related to our residential mortgage servicing activities are included in “Servicing income, net” in Note 9.
      We use interest rate swaps to convert certain of our fixed-rate long-term debt and certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps and cross-currency interest rate swaps to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. Prior to January 1, 2007, the ineffective portion of these fair value hedges was recorded as part of interest expense in the income statement. Subsequent to January 1, 2007, the ineffective portion of these fair value hedges is recorded as part of noninterest income. We made this change after converting these hedge relationships to the long-haul method of assessing hedge effectiveness, which results in recognition of more ineffectiveness compared to the short-cut method. Consistent with our asset/liability management strategy of converting fixed-rate debt to floating-rates, we believe interest expense should reflect only the current contractual interest cash flows on the liabilities and the related swaps. In addition, we use derivatives, such as Treasury and LIBOR futures and swaps, to hedge changes in fair value due to changes in interest rates of our commercial real estate mortgage loans held for sale. Prior to March 31, 2007, we used derivatives, such as Treasury and LIBOR futures and swaps, to hedge changes in fair value due to changes in interest rates of our franchise loans held for sale. Based upon a change in our intent, these loans have since been reclassified to held for investment, and therefore we no longer hedge these loans. The ineffective portion of these fair value hedges is recorded as part of mortgage banking noninterest income in the income statement. Finally, we use interest rate swaps to hedge against changes in fair value of certain debt securities that are classified as securities available for sale, primarily municipal bond securities beginning in second quarter 2006 and commercial mortgage-backed securities beginning in fourth quarter 2007, due to changes in interest rates. The ineffective portion of these fair value hedges is recorded in “Net gains (losses) on debt securities available for sale” in the income statement. For fair value hedges of long-term debt and certificates of deposit, commercial real estate loans, franchise loans and debt securities, all parts of each derivative’s gain or loss due to the hedged risk are included in the assessment of hedge effectiveness.
      For the previously mentioned fair value hedging relationships, we use regression analysis to assess hedge effectiveness, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic change in fair value of the hedging instrument against the periodic changes in fair value of the asset or liability being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.
      Prior to June 1, 2006, we used the short-cut method of assessing hedge effectiveness for certain fair value hedging relationships of U.S. dollar denominated fixed-rate long-term debt and certificates of deposits. The short-cut method allows an entity to assume perfect hedge effectiveness if certain qualitative criteria are met, and accordingly, does not require quantitative measures such as regression analysis. We used the short-cut method only when appropriate, based on the qualitative assessment of the criteria in paragraph 68 of FAS 133, performed at inception of the hedging relationship and on an ongoing basis. Effective January 1, 2006, for any new hedging relationships of these types, we used the long-haul method to assess hedge effectiveness. By June 1, 2006, we stopped using the short-cut method by de-designating all remaining short-cut relationships and re-designating them to use the long-haul method to evaluate hedge effectiveness.
      We enter into equity collars to lock in share prices between specified levels for certain equity securities. As permitted, we include the intrinsic value only (excluding time value) when assessing hedge effectiveness. We assess hedge effectiveness based on a dollar-offset ratio, at inception of the hedging relationship and on an ongoing basis, by comparing cumulative changes in the intrinsic value of the equity collar with changes in the fair value of the hedged equity securities. The net derivative gain or loss related to the equity collars is recorded in other noninterest income in the income statement.
     At December 31, 2007, all designated fair value hedges continued to qualify as fair value hedges.
Cash Flow Hedges
We use derivatives, such as forwards, options and Eurodollar and Treasury futures, to hedge forecasted sales of mortgage loans. We hedge floating-rate senior debt against future interest rate increases by using interest rate swaps to convert floating-rate senior debt to fixed rates and by using interest rate caps and floors to limit variability of rates. We also use interest rate swaps and floors to hedge the variability in interest payments received on certain floating-rate commercial loans, due to changes in interest rates. Upon adoption of FAS 159 on January 1, 2007, derivatives used to hedge the forecasted sales of prime residential MHFS originated subsequent to January 1, 2007, were accounted for as economic hedges. We previously accounted for these derivatives as cash flow hedges under FAS 133. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. For all cash flow hedges, we assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness. As of December 31, 2007, all designated cash flow hedges continued to qualify as cash flow hedges.
     We expect that $63 million of deferred net gains on derivatives in other comprehensive income at December 31, 2007, will be reclassified as earnings during the next twelve months, compared with $53 million of net deferred gains and $13 million of net deferred losses at December 31, 2006 and 2005, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of seven years for both hedges of floating-rate senior debt and floating-rate commercial loans.

     The following table provides derivative gains and losses related to fair value and cash flow hedges resulting from the change in value of the derivatives excluded from the assessment of hedge effectiveness and the change in value of the ineffective portion of the derivatives.

(in millions)	December 31			,
	2007	2006	2005
Net gains (losses) from fair value hedges (1) from:
Change in value of derivatives excluded from the assessment of hedge effectiveness	$8	$(5)	$350
Ineffective portion of change in value of derivatives	19	11	(399)
Net gains from ineffective portion of change in the value of cash flow hedges (2)	26	45	23

(1)	Includes hedges of long-term debt and certificates of deposit, commercial real estate and franchise loans, and debt and equity securities, and, for 2005, residential MSRs. Upon adoption of FAS 156, derivatives used to hedge our residential MSRs are no longer accounted for as fair value hedges under FAS 133.
(2)	Includes hedges of floating-rate long-term debt and floating-rate commercial loans and, for 2006 and 2005, hedges of forecasted sales of prime residential MHFS. Upon adoption of FAS 159, derivatives used to hedge our prime residential MHFS were no longer accounted for as cash flow hedges under FAS 133.
Free-Standing Derivatives
We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs, new prime residential MHFS, derivative loan commitments and other interests held, with the resulting gain or loss reflected in income.
      The derivatives used to hedge residential MSRs include swaps, swaptions, forwards, Eurodollar and Treasury futures, and options contracts. Net derivative gains of $1,154 million for 2007 and net derivative losses of $145 million for 2006 from economic hedges related to our mortgage servicing activities are included in the income statement in “Mortgage banking.” The aggregate fair value of these derivatives used as economic hedges was a net asset of $1,652 million at December 31, 2007, and $157 million at December 31, 2006. Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative other comprehensive income (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.
      Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as new prime residential MHFS carried at fair value under FAS 159, is hedged with free-standing derivatives (economic hedges) such as forwards and options, Eurodollar futures, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in the income statement in “Mortgage banking.” We record a zero fair value for a derivative loan commitment at inception consistent with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged. The aggregate fair value of derivative loan commitments in the balance sheet at December 31, 2007 and 2006, was a net asset of $6 million and a net liability of $65 million, respectively, and is included in the caption “Interest rate contracts” under Customer Accommodation, Trading and Other Free-Standing Derivatives in the following table.
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
      Additionally, free-standing derivatives include embedded derivatives that are required to be accounted for separate from their host contract. We periodically issue long-term notes where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. In accordance with FAS 133, the “embedded” derivative is separated from the host contract and accounted for as a free-standing derivative.

     The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives were:

(in millions)	December 31							,
	2007				2006
	Notional or	Credit		Estimated	Notional or	Credit		Estimated
	contractual	risk		net fair	contractual	risk		net fair
	amount	amount	(2)	value	amount	amount	(2)	value
ASSET/LIABILITY MANAGEMENT HEDGES
Qualifying hedge contracts accounted for under FAS 133
Interest rate contracts:
Swaps	$47,408	$1,411		$1,144	$36,840	$530		$158
Futures	50	—		—	339	—		—
Floors and caps purchased	250	8		8	500	5		5
Floors and caps written	250	—		(5)	—	—		—
Options purchased	—	—		—	—	—		—
Forwards	—	—		—	27,781	86		36
Equity contracts:
Options purchased	1	—		—	1	—		—
Options written	3	—		(3)	75	—		(15)
Forwards	—	—		—	4	—		—
Foreign exchange contracts:
Swaps	12,048	1,399		1,376	10,157	548		539
Free-standing derivatives (economic hedges)
Interest rate contracts (1):
Swaps	43,835	933		512	29,674	164		39
Futures	56,023	—		—	61,339	—		—
Options purchased	16,250	156		156	94,101	157		157
Options written	3,500	—		(20)	11,620	—		(5)
Forwards	353,095	1,094		807	260,751	394		(8)
Foreign exchange contracts:
Swaps	603	202		202	603	87		87
Forwards	—	—		—	1,000	49		—
CUSTOMER ACCOMMODATION, TRADING AND OTHER FREE-STANDING DERIVATIVES
Interest rate contracts:
Swaps	195,144	3,584		388	100,944	1,286		230
Futures	33,443	—		—	16,870	—		—
Floors and caps purchased	21,629	143		143	6,929	30		30
Floors and caps written	24,466	—		(124)	10,704	—		(20)
Options purchased	2,573	88		88	8,993	102		102
Options written	19,074	35		(60)	31,237	15		(133)
Forwards	131,959	43		9	83,163	21		5
Commodity contracts:
Swaps	5,053	367		(48)	3,422	277		34
Futures	1,417	—		—	518	—		—
Floors and caps purchased	1,869	290		290	839	55		55
Floors and caps written	1,738	—		(151)	1,224	—		(66)
Options purchased	761	74		74	184	30		30
Options written	552	—		(49)	155	—		(31)
Equity contracts:
Swaps	291	63		19	81	4		1
Futures	138	—		—	90	—		—
Options purchased	4,966	508		508	2,732	295		295
Options written	4,416	—		(433)	2,113	—		(302)
Forwards	74	—		(8)	160	1		(7)
Foreign exchange contracts:
Swaps	5,797	199		(20)	4,133	40		(17)
Futures	155	—		—	1	—		—
Options purchased	3,229	107		107	2,384	72		72
Options written	3,168	—		(100)	2,145	—		(55)
Forwards and spots	40,371	420		85	34,576	194		19
Credit contracts:
Swaps	2,752	75		51	1,513	30		3

(1)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, interest rate lock commitments and other interests held.
(2)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

Note 17:   Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential mortgages held for sale (MHFS) and residential MSRs are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as nonprime residential and commercial MHFS, loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.
      Effective January 1, 2007, upon adoption of FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (FAS 159), we elected to measure MHFS at fair value prospectively for new prime residential MHFS originations for which an active secondary market and readily available market prices currently exist to reliably support fair value pricing models used for these loans. We also elected to remeasure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe the election for MHFS and other interests held (which are now hedged with free-standing derivatives (economic hedges) along with our MSRs) will reduce certain timing differences and better match changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. There was no transition adjustment required upon adoption of FAS 159 for MHFS because we continued to account for MHFS originated prior to 2007 at the lower of cost or market value. At December 31, 2006, the book value of other interests held was equal to fair value and, therefore, a transition adjustment was not required.
      Upon adoption of FAS 159, we were also required to adopt FAS 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. Additionally, FAS 157 amended FAS 107, Disclosure about Fair Value of Financial Instruments (FAS 107), and, as such, we follow FAS 157 in determination of FAS 107 fair value disclosure amounts. The disclosures required under FAS 159, FAS 157 and FAS 107 have been included in this Note.
Fair Value Hierarchy
Under FAS 157, we group our assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Determination of Fair Value
Under FAS 157, we base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FAS 157.
      Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon our own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.
      Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded at fair value (FAS 107 disclosures).
Assets
SHORT-TERM FINANCIAL ASSETS Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. These assets are carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.
TRADING ASSETS Trading assets are recorded at fair value and consist primarily of securities and derivatives held for trading purposes. The valuation method for trading securities is the same as the methodology used for securities classified as available for sale (see the following page). The valuation methodology for derivatives is described in the following Derivatives section.

SECURITIES AVAILABLE FOR SALE Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, as well as U.S. Treasury, other U.S. government and agency mortgage-backed securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include private collateralized mortgage obligations, municipal bonds and corporate debt securities. Securities classified as Level 3 are primarily private placement asset-backed securities where we underwrite the underlying collateral (auto lease receivables) and residual certificated interests in our residential mortgage loan securitizations.
MORTGAGES HELD FOR SALE (MHFS) Under FAS 159, we elected to carry our new prime residential MHFS portfolio at fair value. The remaining MHFS are carried at the lower of cost or market value. Fair value is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Nearly all of our MHFS are classified as Level 2. For a minor portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.
LOANS HELD FOR SALE Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, we classify loans subjected to nonrecurring fair value adjustments as Level 2.
LOANS For the carrying value of loans, see Note 1 — Loans. We do not record loans at fair value on a recurring basis. As such, valuation techniques discussed herein for loans are primarily for estimating fair value for FAS 107 disclosure purposes. However, from time to time, we record nonrecurring fair value adjustments to loans to reflect (1) partial write-downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value.
      The fair value estimates for FAS 107 purposes differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment and credit loss estimates are evaluated by product and loan rate.
      The fair value of commercial and commercial real estate loans is calculated by discounting contractual cash flows using discount rates that reflect our current pricing for loans with similar characteristics and remaining maturity.
      For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment and credit loss estimates, using discount rates based on current industry pricing (where readily available) or our own estimate of an appropriate risk-adjusted discount rate for loans of similar size, type, remaining maturity and repricing characteristics.
      For credit card loans, the portfolio’s yield is equal to our current pricing and, therefore, the fair value is equal to book value adjusted for estimates of credit losses inherent in the portfolio at the balance sheet date.
      For all other consumer loans, the fair value is generally calculated by discounting the contractual cash flows, adjusted for prepayment and credit loss estimates, based on the current rates we offer for loans with similar characteristics.
      Loan commitments, standby letters of credit and commercial and similar letters of credit not included in the following table had contractual values of $241.9 billion, $12.5 billion and $955 million, respectively, at December 31, 2007, and $216.5 billion, $12.0 billion and $801 million, respectively, at December 31, 2006. These instruments generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. Of the commitments at December 31, 2007, 40% mature within one year. Deferred fees on commitments and standby letters of credit totaled $33 million and $39 million at December 31, 2007 and 2006, respectively. The fair value of these instruments is estimated based upon fees charged for similar agreements. The carrying value of the deferred fees is a reasonable estimate of the fair value of the commitments.
DERIVATIVES Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, we measure fair value using internally developed models that use primarily market observable inputs, such as yield curves and option volatilities, and, accordingly, classify as Level 2. Examples of Level 2 derivatives are basic interest rate swaps and forward contracts. Any remaining derivative fair value measurements using significant assumptions that are unobservable we classify as Level 3. Level 3 derivatives include interest rate lock commitments written for our residential mortgage loans that we intend to sell.
MORTGAGE SERVICING RIGHTS AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS Mortgage servicing rights (MSRs) and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Since the adoption of FAS 156 on January 1, 2006, we record residential MSRs at fair value on a recurring basis. Commercial MSRs continue to be carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. For other interests held in securitizations (such as interest-only strips) we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify as Level 3. We may also retain securities from our loan securitization activities. The valuation technique for these securities is discussed in Securities available for sale.
FORECLOSED ASSETS Foreclosed assets include foreclosed properties securing residential, auto and GNMA loans. Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.
NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments are recorded under the cost or equity method of accounting. There are generally restrictions on the sale and/or liquidation of these investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use facts and circumstances available to estimate the fair value of our nonmarketable equity investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, evaluation of the financial statements of the investee and prospects for its future.
Liabilities
DEPOSIT LIABILITIES Deposit liabilities are carried at historical cost. FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking, and market rate and other savings, is equal to the amount payable on demand at the measurement date. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.
SHORT-TERM FINANCIAL LIABILITIES Short-term financial liabilities are carried at historical cost and include federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.
OTHER LIABILITIES Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see Derivatives section for derivative liabilities), includes liabilities for securities sold, but not yet purchased (short sale liabilities), and repurchase obligations (due to standard representations and warranties) under our residential mortgage loan contracts. Short sale liabilities are priced based upon quoted prices in active exchange markets of the underlying security and are classified as Level 1. The value of the repurchase obligations is determined using a cash flow valuation technique consistent with what market participants would use in estimating the fair value. Key assumptions in the valuation process are estimates for repurchase demands and losses subsequent to repurchase. Such assumptions are unobservable and, accordingly, we classify repurchase obligations as Level 3.
LONG-TERM DEBT Long-term debt is carried at amortized cost. However, we are required to estimate the fair value of long-term debt under FAS 107. Generally, the discounted cash flow method is used to estimate the fair value of our long-term debt. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities and, as such, these discount rates include our current spread levels. The fair value estimates generated are corroborated against observable market prices. For foreign-currency denominated debt, we estimate fair value based upon observable market prices for the instruments.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

(in millions)	December 31, 2007
	Total	Level 1	Level 2	Level 3
Trading assets	$7,727	$1,041	$6,268	$418
Securities available for sale	72,951	38,178	29,392	5,381	(2)
Mortgages held for sale	24,998	—	24,852	146
Mortgage servicing rights (residential)	16,763	—	—	16,763
Other assets (1)	1,393	1,145	207	41

Total	$123,832	$40,364	$60,719	$22,749

Other liabilities (1)	$(2,591)	$(1,670)	$(606)	$(315)

(1)	Derivatives are included in this category.
(2)	Asset-backed securities where we underwrite the underlying collateral (auto lease receivables) represent substantially all of this balance.

     The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in millions)	Year ended December 31, 2007
	Trading		Securities	Mortgages		Mortgage		Net	Other
	assets		available	held for		servicing		derivative	liabilities
	(excluding		for sale	sale		rights		assets and	(excluding
	derivatives	)				(residential	)	liabilities	derivatives	)
Balance, beginning of year	$ 360		$3,447	$ —		$17,591		$ (68)	$(282)
Total net gains (losses) for the year included in:
Net income	(151)		(33)	1		(3,597)		(108)	(97)
Other comprehensive income	—		(12)	—		—		—	—
Purchases, sales, issuances and settlements, net	207		1,979	30		2,769		178	99
Net transfers into/out of Level 3	2		—	115	(3)	—		4	—

Balance, end of year	$ 418		$5,381	$146		$16,763		$ 6	$(280)

Net unrealized gains (losses) included in net income for the year relating to assets and liabilities held at December 31, 2007 (1)	$ (86	)(2)	$ (31)	$ 1	(4)	$ (594	)(4)(5)	$ 6 (4)	$ (98	)(4)

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in other noninterest income in the income statement.
(3)	Represents loans previously classified as Level 2 that became unsaleable during 2007; therefore the fair value measurement was derived from discounted cash flow models using unobservable inputs and assumptions.
(4)	Included in mortgage banking in the income statement.
(5)	Represents total unrealized losses of $571 million, net of gains of $23 million related to sales, for 2007.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are described previously in this Note. For assets measured at fair value on a nonrecurring basis in 2007 that were still held in the balance sheet at year end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at year end.

(in millions)					Year ended
	Carrying value at December 31, 2007				December 31, 2007
	Total	Level 1	Level 2	Level 3	Total
					losses
Mortgages held for sale	$1,817	$—	$1,817	$—	$(76)
Loans held for sale	691	—	691	—	(35)
Loans (1)	816	—	804	12	(3,080)
Private equity investments	22	—	—	22	(52)
Foreclosed assets (2)	454	—	454	—	(90)
Operating lease assets	49	—	49	—	(3)

					$(3,336)

(1)	Represents carrying value and related write-downs of loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off, which includes auto loans and unsecured lines and loans, is zero.
(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

Fair Value Option
The following table reflects the differences between fair value carrying amount of MHFS measured at fair value under FAS 159 and the aggregate unpaid principal amount we are contractually entitled to receive at maturity.

(in millions)	December 31, 2007
	Fair value	Aggregate	Fair value
	carrying	unpaid	carrying
	amount	principal	amount
			less
			aggregate
			unpaid
			principal
Mortgages held for sale reported at fair value:
Total loans	$24,998	$24,691	$307 (1)
Nonaccrual loans	59	85	(26)
Loans 90 days or more past due and still accruing	29	31	(2)

(1)	The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.
FAS 107, Disclosures about Fair Value of Financial Instruments
The table below is a summary of fair value estimates as of December 31, 2007 and 2006, for financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and excluding financial instruments recorded at fair value on a recurring basis. The carrying amounts in the following table are recorded in the balance sheet under the indicated captions.
     The assets accounted for under FAS 159 are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair values related to initial measurement and subsequent changes in fair value that are included in current period earnings for these assets measured at fair value are shown, by income statement line item, below.

(in millions)	Year ended December 31, 2007
	Mortgages	Other
	held for	interests
	sale	held
Changes in fair value included in net income:
Mortgage banking noninterest income:
Net gains on mortgage loan origination/sales activities (1)	$986	$—
Other noninterest income	—	(153)

(1)	Includes changes in fair value of servicing associated with MHFS.
     Interest income on mortgages held for sale measured at fair value is calculated based on the note rate of the loan and is recorded in interest income in the income statement.
      In accordance with FAS 107, we have not included assets and liabilities that are not financial instruments in our disclosure, such as the value of the long-term relationships with our deposit, credit card and trust customers, amortized MSRs, premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities. Additionally, the amounts in the table have not been updated since year end, therefore the valuations may have changed significantly since that point in time. For these reasons, the total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying value of the Company.

(in millions)	December 31				,
	2007		2006
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
FINANCIAL ASSETS
Mortgages held for sale (1)	$1,817	$1,817	$33,097	$33,240
Loans held for sale	948	955	721	731
Loans, net	376,888	377,219	315,352	315,484
Nonmarketable equity investments (cost method)	5,855	6,076	4,451	4,711
FINANCIAL LIABILITIES
Deposits	$344,460	$344,484	$310,243	$310,116
Long-term debt (2)	99,373	98,449	87,133	86,837

(1)	Balance excludes mortgages held for sale for which the fair value option under FAS 159 was elected, and therefore includes nonprime residential and commercial mortgages held for sale.
(2)	The carrying amount and fair value exclude obligations under capital leases of $20 million and $12 million at December 31, 2007 and 2006, respectively.

Note 18:   Preferred Stock

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

	Shares issued			Carrying amount
	and outstanding			(in millions)			Adjustable
	December 31		,	December 31		,	dividend rate
	2007	2006		2007	2006		Minimum	Maximum
ESOP Preferred Stock (1):
2007	135,124	—		$135	$—		10.75%	11.75%
2006	95,866	115,521		96	116		10.75	11.75
2005	73,434	84,284		73	84		9.75	10.75
2004	55,610	65,180		56	65		8.50	9.50
2003	37,043	44,843		37	45		8.50	9.50
2002	25,779	32,874		26	33		10.50	11.50
2001	16,593	22,303		17	22		10.50	11.50
2000	9,094	14,142		9	14		11.50	12.50
1999	1,261	4,094		1	4		10.30	11.30
1998	—	563		—	1		10.75	11.75

Total ESOP Preferred Stock	449,804	383,804		$450	$384

Unearned ESOP shares (2)				$(482)	$(411)

(1)	Liquidation preference $1,000. At December 31, 2007 and 2006, additional paid-in capital included $32 million and $27 million, respectively, related to preferred stock.
(2)	In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 19.
Note 19:   Common Stock and Stock Plans

Common Stock
The table to the right presents our reserved, issued and authorized shares of common stock at December 31, 2007.

	Number of shares
Dividend reinvestment and common stock purchase plans	9,315,728
Director plans	1,022,372	(2)
Stock plans (1)	455,861,120	(3)

Total shares reserved	466,199,220
Shares issued	3,472,762,050
Shares not reserved	2,061,038,730

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.
(2)	On January 22, 2008, the Board of Directors authorized an additional 100,000 shares of common stock for issuance under the Directors Stock Compensation and Deferral Plan for compensation deferrals only.
(3)	Includes 10,285,112 shares available for future awards at December 31, 2007, under the PartnerShares Stock Option Plan. No awards have been granted under this plan since 2002, and as a result of action taken by the Board of Directors on January 22, 2008, no future awards will be granted under this plan.

Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.
Employee Stock Plans
We offer the stock-based employee compensation plans described below. Effective January 1, 2006, we adopted FAS 123(R), Share-Based Payment, using the “modified prospective” transition method. FAS 123(R) requires that we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted share rights (RSRs), based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to retirement-eligible employees are subject to immediate expensing upon grant. Total stock option compensation expense was $129 million in 2007 and $134 million in 2006, with a related recognized tax benefit of $49 million and $50 million for the same years, respectively. Stock option expense is based on the fair value of the awards at the date of grant. Prior to January 1, 2006, we did not record any compensation expense for stock options.
LONG-TERM INCENTIVE COMPENSATION PLAN Our Long-Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance awards and stock awards without restrictions. Options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Except for options granted in 2004 and 2005, which generally vested in full upon grant, options generally become exercisable over three years beginning on the first anniversary of the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled.
      Options granted prior to 2004 may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months and, in either case, not used in a similar transaction in the last six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Reload grants are fully vested upon grant and are expensed immediately under FAS 123(R) beginning in 2006.
     The total number of shares of common stock available for grant under the plan at December 31, 2007, was 145,278,124.
      Holders of RSRs are entitled to the related shares of common stock at no cost generally over three to five years after the RSRs were granted. Holders of RSRs granted prior to July 2007 may be entitled to receive cash payments equal to the cash dividends that would have been paid had the RSRs been issued and outstanding shares of common stock. Except in limited circumstances, RSRs are canceled when employment ends.
      The compensation expense for RSRs equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. Total compensation expense for RSRs was not significant in 2007 or 2006.
      For various acquisitions and mergers, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio.
PARTNERSHARES PLAN In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who generally were not included in the long-term incentive compensation plan described above. The total number of shares of common stock authorized for issuance under the plan since inception through December 31, 2007, was 108,000,000, including 10,285,112 shares available for grant at December 31, 2007. No options have been granted under the plan since 2002, and as a result of action taken by the Board of Directors on January 22, 2008, no future awards will be granted under the plan. The exercise date of options granted under the PartnerShares Plan is the earlier of (1) five years after the date of grant or (2) when the quoted market price of the stock reaches a predetermined price. These options generally expire 10 years after the date of grant. Because the exercise price of each PartnerShares Plan grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we did not recognize any compensation expense in 2005 and prior years. In 2006, under FAS 123(R), we began to recognize expense related to these grants, based on the remaining vesting period. All of our PartnerShares Plan grants were fully vested as of December 31, 2007.
Director Plan
We provide a stock award to non-employee directors as part of their annual retainer under our Directors Stock Compensation and Deferred Plan. We also provide annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. The options can be exercised after six months and through the tenth anniversary of the grant date.

     The table below summarizes stock option activity and related information for 2007. Options assumed in mergers are included in the activity and related information for Incentive Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Plans if originally issued under a director plan.

	Number	Weighted	-	Weighted	-	Aggregate
		average		average		intrinsic
		exercise		remaining		value
		price		contractual		(in millions	)
				term (in yrs.	)
Incentive Compensation Plans
Options outstanding as of December 31, 2006	223,116,682	$26.85
Granted	44,279,645	34.53
Canceled or forfeited	(2,183,078)	32.81
Exercised	(33,390,005)	23.27
Acquisitions	6,806,680	31.92

Options outstanding as of December 31, 2007	238,629,924	28.87		5.8		$654

As of December 31, 2007:
Options exercisable and expected to be exercisable (1)	236,589,775	28.83		5.8		654
Options exercisable	174,612,827	27.15		4.8		654
PartnerShares Plan
Options outstanding as of December 31, 2006	38,010,790	$23.18
Canceled or forfeited	(727,972)	23.74
Exercised	(12,917,257)	22.53

Options outstanding as of December 31, 2007	24,365,561	23.50		3.2		$163

As of December 31, 2007:
Options exercisable and expected to be exercisable (1)	24,365,561	23.50		3.2		163
Options exercisable	24,365,561	23.50		3.2		163
Director Plans
Options outstanding as of December 31, 2006	794,611	$26.16
Granted	103,516	35.78
Exercised	(70,842)	22.04

Options outstanding as of December 31, 2007	827,285	27.72		5.4		$3

As of December 31, 2007:
Options exercisable and expected to be exercisable (1)	827,285	27.72		5.4		3
Options exercisable	827,285	27.72		5.4		3

(1)	Adjusted for estimated forfeitures.

     As of December 31, 2007, there was $126 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 2.1 years.
      The total intrinsic value of options exercised during 2007 and 2006 was $588 million and $617 million, respectively.
      Cash received from the exercise of options for 2007 and 2006 was $1,026 million and $1,092 million, respectively. The actual tax benefit recognized in stockholders’ equity for the tax deductions from the exercise of options totaled $210 million and $229 million, respectively, for 2007 and 2006.
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
      Effective with the adoption of FAS 123(R), the fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of options granted is generally based on the historical exercise behavior of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. The expected dividend is based on the current dividend, our historical pattern of dividend increases and the market price of our stock.
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

	Year ended December 31		,
	2007	2006	2005

Per share fair value of options granted:
Incentive Compensation Plans	$4.03	$4.03	$3.75
Director Plans	4.05	4.67	3.13
Expected volatility	13.3%	15.9%	16.1%
Expected dividends	3.4	3.4	3.4
Expected term (in years)	4.2	4.3	4.4
Risk-free interest rate	4.6%	4.5%	4.0%

     The weighted-average grant-date fair value of RSRs granted during 2006 was $33.90. At December 31, 2007, there was $2 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 3.0 years. The total fair value of RSRs that vested during 2007 and 2006 was $1 million and $3 million, respectively.
      A summary of the status of our RSRs at December 31, 2007, and changes during 2007 is in the following table:

	Number	Weighted	-
		average
		grant-date
		fair value

Nonvested at January 1, 2007	147,146	$29.53
Granted	27,360	34.76
Canceled or forfeited	(27,586)	27.51
Vested	(34,524)	27.20

Nonvested at December 31, 2007	112,396	32.01

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
      The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

(in millions, except shares)	Shares outstanding
	December 31			,
	2007	2006	2005

Allocated shares (common)	76,265,880	74,536,040	73,835,002
Unreleased shares (preferred)	449,804	383,804	325,463
Fair value of unearned ESOP shares	$450	$384	$325

	Dividends paid
	Year ended December 31			,
	2007	2006	2005

Allocated shares (common)	$88	$79	$71
Unreleased shares (preferred)	57	47	39

Deferred Compensation Plan for Independent Sales Agents
WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates. The Nonqualified Deferred Compensation Plan for Independent Contractors, which became effective January 1, 2002, allows participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed the deferred compensation obligations of WF Deferred Compensation Holdings, Inc. under the plan.

Note 20:   Employee Benefits and Other Expenses

Employee Benefits
We sponsor noncontributory qualified defined benefit retirement plans including the Cash Balance Plan. The Cash Balance Plan is an active plan that covers eligible employees (except employees of certain subsidiaries).
      Under the Cash Balance Plan, eligible employees’ Cash Balance Plan accounts are allocated a compensation credit based on a percentage of their certified compensation. The compensation credit percentage is based on age and years of credited service. In addition, investment credits are allocated to participants quarterly based on their accumulated balances. Prior to January 1, 2008, employees became vested in their Cash Balance Plan accounts after completing five years of vesting service or reaching age 65, if earlier. Effective January 1, 2008, employees become vested in their Cash Balance Plan accounts after completing three years of vesting service or reaching age 65, if earlier.
      We did not make a contribution in 2007 to our Cash Balance Plan because a contribution was not required and the Plan was well-funded. Although we will not be required to make a contribution in 2008 for the Cash Balance Plan, our decision on how much to contribute, if any, will be based on the maximum deductible contribution under the Internal Revenue Code, which has not yet been determined, and other factors, including the actual investment performance of plan assets during 2008. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2008 to the Cash Balance Plan. The total amount contributed for our other pension plans in 2007 was $31 million. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2008, which equals the benefits paid under the plans. In 2007, we paid $70 million in benefits for the postretirement plans, which included $39 million in retiree contributions.
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
      Expenses for defined contribution retirement plans were $426 million, $373 million and $370 million in 2007, 2006 and 2005, respectively.
      We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
      The information set forth in the following tables is based on current actuarial reports using the measurement date of November 30 for our pension and postretirement benefit plans.
      On September 29, 2006, the FASB issued FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires us to recognize in our balance sheet as of December 31, 2006, the funded status of our pension and other postretirement plans. Effective January 1, 2007, we were required to recognize changes in our plans’ funded status in the year in which the changes occur in other comprehensive income.

      The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets during 2007 and
2006, the funded status at December 31, 2007 and 2006, and the amounts recognized in the balance sheet at December 31, 2007, were:

(in millions)	December 31	,
2007	2006
Pension benefits	Pension benefits
Non	-	Other	Non	-	Other
Qualified	qualified	benefits	Qualified	qualified	benefits

Change in benefit obligation:
Benefit obligation at beginning of year	$4,443	$ 301	$ 739	$4,045	$ 277	$ 709
Service cost	281	15	15	247	16	15
Interest cost	246	18	41	224	16	39
Plan participants’ contributions	—	—	39	—	—	35
Amendments	—	(24)	—	18	—	(11)
Plan mergers (1)	—	64	—	—	—	—
Actuarial loss (gain)	(105)	16	(105)	225	31	26
Benefits paid	(310)	(24)	(70)	(317)	(39)	(74)
Foreign exchange impact	10	—	4	1	—	—

Benefit obligation at end of year	4,565	366	663	4,443	301	739

Change in plan assets:
Fair value of plan assets at beginning of year	5,351	—	412	4,944	—	370
Actual return on plan assets	560	—	56	703	—	37
Employer contribution	7	24	21	20	39	44
Plan participants’ contributions	—	—	39	—	—	35
Benefits paid	(310)	(24)	(70)	(317)	(39)	(74)
Foreign exchange impact	9	—	—	1	—	—

Fair value of plan assets at end of year	5,617	—	458	5,351	—	412

Funded status at end of year	$1,052	$(366)	$(205)	$ 908	$(301)	$(327)

Amounts recognized in the balance sheet at end of year:
Assets	$1,061	$ —	$ —	$ 927	$ —	$ —
Liabilities	(9)	(366)	(205)	(19)	(301)	(327)

$1,052	$(366)	$(205)	$ 908	$(301)	$(327)

(1)	Represents acquisition of Greater Bay Bancorp on October 1, 2007.
     Amounts recognized in accumulated other comprehensive income (pre tax) for the year ended December 31, 2007 and 2006, consist of:

(in millions)	December 31								,
	2007				2006
	Pension benefits				Pension benefits
		Non	-	Other		Non	-	Other
	Qualified	qualified		benefits	Qualified	qualified		benefits

Net actuarial loss	$248	$ 79		$ 13	$494	$ 76		$144
Net prior service credit	(7)	(42)		(42)	(7)	(21)		(46)
Net transition obligation	—	—		3	—	—		3
Translation adjustments	3	—		2	—	—		—

	$244	$ 37		$ (24)	$487	$ 55		$101

      The net actuarial loss and net prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008 are $14 million and $5 million, respectively. The net actuarial loss and net prior service credit for the other postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008 are $1 million and $4 million, respectively.
      The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31						,
	2007			2006
	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	6.25%		6.25%	5.75%		5.75%
Rate of compensation increase	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The accumulated benefit obligation for the defined benefit pension plans was $4,734 million and $4,550 million at December 31, 2007 and 2006, respectively.
      We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the Cash Balance Plan’s asset allocation for a target mix range of 40–70% equities, 20–50% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The target ranges referenced above account for the employment of an asset allocation methodology designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of the Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
      The weighted-average allocation of plan assets was:

	Percentage of plan assets at December 31			,
	2007		2006
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets	assets	plan assets

Equity securities	67%	63%	70%	62%
Debt securities	26	34	24	35
Real estate	4	2	4	2
Other	3	1	2	1

Total	100%	100%	100%	100%

     The table below provides information for pension plans with benefit obligations in excess of plan assets, substantially due to our nonqualified pension plans.

(in millions)	December 31		,
	2007	2006

Projected benefit obligation	$463	$399
Accumulated benefit obligation	422	345
Fair value of plan assets	88	70

     The components of net periodic benefit cost were:

(in millions)	Year ended December 31	,
2007	2006	2005
Pension benefits	Pension benefits	Pension benefits
Non	-	Other	Non	-	Other	Non	-	Other
Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$ 281	$ 15	$ 15	$ 247	$ 16	$ 15	$ 208	$ 21	$ 21
Interest cost	246	18	41	224	16	39	220	14	41
Expected return on plan assets	(452)	—	(36)	(421)	—	(31)	(393)	—	(25)
Amortization of net actuarial loss (1)	32	13	5	56	6	5	68	3	6
Amortization of prior service cost	—	(3)	(4)	—	(1)	(4)	(4)	(2)	(1)
Special termination benefits	—	—	—	2	—	—	—	—	—
Curtailment gain	—	—	—	—	—	(9)	—	—	—
Settlement	1	—	—	5	3	—	—	—	—

Net periodic benefit cost	108	43	21	$ 113	$ 40	$ 15	$ 99	$ 36	$ 42

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	(213)	16	(126)
Amortization of net actuarial loss	(33)	(13)	(5)
Prior service cost	—	(24)	—
Amortization of prior service cost	—	3	4
Translation adjustments	3	—	2

Total recognized in other comprehensive income	(243)	(18)	(125)

Total recognized in net periodic benefit cost and other comprehensive income	$(135)	$ 25	$(104)

(1)	Net actuarial loss is generally amortized over five years.

     The weighted-average assumptions used to determine the net periodic benefit cost were:

	Year ended December 31									,
	2007			2006			2005
	Pension		Other	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	5.75%		5.75%	5.75%		5.75%	6.0%		6.0%
Expected return on plan assets	8.75		8.75	8.75		8.75	9.0		9.0
Rate of compensation increase	4.0		—	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

      The long-term rate of return assumptions above were derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.
      To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of 8% (before age 65) and 9% (after age 65) for health care costs for 2008. The rates of average annual increases are assumed to trend down 1% each year until the trend rates reach an ultimate trend of 5% in 2011 (before age 65) and 2012 (after age 65). Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2007, by $49 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2007 by $4 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2007, by $43 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2007 by $3 million.
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
      Future benefits, reflecting expected future service that we expect to pay under the pension and other benefit plans, follow.

(in millions)	Pension benefits
		Non	-	Other
	Qualified	qualified		benefits

Year ended December 31,
2008	$ 456	$ 44		$ 45
2009	474	45		49
2010	489	44		53
2011	433	37		57
2012	444	35		59
2013-2017	2,338	170		322

     Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as follows:

(in millions)	Other benefits
subsidy receipts

Year ended December 31,
2008	$ 5
2009	5
2010	6
2011	6
2012	6
2013-2017	33

Other Expenses
Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31			,
	2007	2006	2005

Outside professional services	$899	$942	$835
Outside data processing	482	437	449
Travel and entertainment	474	542	481
Contract services	448	579	596
Advertising and promotion	412	456	443

Note 21:   Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31			,
	2007	2006	2005

Current:
Federal	$3,181	$2,993	$2,627
State and local	284	438	346
Foreign	136	239	91

	3,601	3,670	3,064

Deferred:
Federal	(32)	491	715
State and local	1	69	98

	(31)	560	813

Total	$3,570	$4,230	$3,877

     The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $210 million, $229 million and $143 million for 2007, 2006 and 2005, respectively.
      We had a net deferred tax liability of $4,657 million and $5,985 million at December 31, 2007 and 2006, respectively. The deferred tax balance at December 31, 2007, reflects the adoption of FIN 48 on January 1, 2007. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities are presented in the table on the right.
      We have determined that a valuation reserve is not required for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. Our conclusion that it is “more likely than not” that the deferred tax assets will be realized is based on federal taxable income in excess of $20 billion in the carry-back period, substantial state taxable income in the carry-back period and historical earnings growth.

(in millions)	December 31		,
	2007	2006

Deferred Tax Assets
Allowance for loan losses	$1,977	$1,430
Deferred compensation and employee benefits	576	484
Other	1,809	1,173

Total deferred tax assets	4,362	3,087

Deferred Tax Liabilities
Mortgage servicing rights	5,103	4,234
Leasing	1,737	2,349
Mark to market, net	427	972
Net unrealized gains on securities available for sale	242	342
Other	1,510	1,175

Total deferred tax liabilities	9,019	9,072

Net Deferred Tax Liability	$4,657	$5,985

     Deferred taxes related to net unrealized gains and losses on securities available for sale and derivatives are recorded in cumulative other comprehensive income.
      The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.
      Income tax expense for 2007 and the effective tax rate included FIN 48 tax benefits of $235 million, as well as the impact of lower pre-tax earnings in relation to the level of tax-exempt income and tax credits. The tax benefits were primarily related to the resolution of certain matters with federal and state taxing authorities and statute expirations, reduced by accruals for uncertain tax positions, in accordance with FIN 48.

(in millions)	Year ended December 31					,
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$4,070	35.0%	$4,428	35.0%	$4,042	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	359	3.1	331	2.6	289	2.5
Tax-exempt income and tax credits	(424)	(3.6)	(356)	(2.8)	(327)	(2.8)
Other	(435)	(3.8)	(173)	(1.4)	(127)	(1.1)

Effective income tax expense and rate	$3,570	30.7%	$4,230	33.4%	$3,877	33.6%

      We adopted FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Implementation of FIN 48 did not result in a cumulative effect adjustment to retained earnings at the date of adoption.
      The change in unrecognized tax benefits in 2007 follows:

(in millions)

Balance at January 1, 2007	$2,875
Additions:
For tax positions related to the current year	203
For tax positions related to prior years (1)	105
Reductions:
For tax positions related to prior years	(82)
Lapse of statute of limitations	(244)
Settlements with tax authorities	(162)

Balance at December 31, 2007	$2,695

(1)	Prior year additions include $22 million of acquired unrecognized tax benefits.
     Of the $2,695 million of unrecognized tax benefits at December 31, 2007, approximately $1,363 million of the unrecognized tax benefits would, if recognized, affect the effective tax rate. Also included in the unrecognized tax benefits are $22 million of liabilities that, if recognized, would be recorded as an adjustment to goodwill. The remaining $1,310 million of unrecognized tax benefits relates to income tax positions on temporary differences.
      We recognize interest and penalties as a component of income tax expense. At the end of 2007 and 2006 we accrued approximately $230 million and $262 million for the payment of interest, respectively. Interest income of $34 million was recognized for 2007 as a component of income tax expense.
      We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. With few exceptions, we are not subject to federal income tax examinations for taxable years prior to 2005, foreign income tax examinations for taxable years prior to 2004, or state and local income tax examinations prior to 2003.
      We are routinely examined by tax authorities in various jurisdictions. The IRS recently began its examination of our 2005 and 2006 consolidated federal income tax returns. We are also litigating or appealing various issues related to our prior IRS examinations for the periods 1997-2004. We have paid the IRS the contested income tax associated with these issues and refund claims have been filed for the respective years. We do not anticipate that the current examination or the resolution of the contested issues will be completed in the next 12 months. We are also under examination in numerous other taxing jurisdictions. While it is possible that one or more of these examinations may be resolved within the next 12 months, we do not anticipate that these examinations will significantly impact our uncertain tax positions. We are estimating that our unrecognized tax benefits could decrease by approximately $100 to $200 million during the next 12 months primarily related to statute expirations. It is also reasonably possible that the decreases to our unrecognized tax benefits will be more than offset by additions related to new matters arising during the current period.

Note 22:   Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
     At December 31, 2007, 2006 and 2005, options to purchase 13.8 million, 6.7 million and 9.7 million shares, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price, and therefore they were antidilutive.

(in millions, except per share amounts)	Year ended December 31			,
	2007	2006	2005

Net income (numerator)	$8,057	$8,420	$7,671

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	3,348.5	3,368.3	3,372.5

Per share	$2.41	$2.50	$2.27

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	3,348.5	3,368.3	3,372.5
Add: Stock options	34.2	41.7	37.8
Restricted share rights	0.1	0.1	0.6

Diluted average common shares outstanding (denominator)	3,382.8	3,410.1	3,410.9

Per share	$2.38	$2.47	$2.25

Note 23:   Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Year ended December 31								,
	2007			2006			2005
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	effect	tax	tax	effect	tax	tax	effect	tax

Translation adjustments	$ 36	$ 13	$ 23	$ —	$ —	$ —	$ 8	$ 3	$ 5

Securities available for sale and other interests held:
Net unrealized gains (losses) arising during the year	86	36	50	264	93	171	(401)	(143)	(258)
Reclassification of gains included in net income	(345)	(131)	(214)	(326)	(124)	(202)	(64)	(24)	(40)

Net unrealized losses arising during the year	(259)	(95)	(164)	(62)	(31)	(31)	(465)	(167)	(298)

Derivatives and hedging activities:
Net unrealized gains arising during the year	645	246	399	46	16	30	349	134	215
Reclassification of net losses (gains) on cash flow hedges included in net income	(124)	(47)	(77)	64	24	40	(335)	(128)	(207)

Net unrealized gains arising during the year	521	199	322	110	40	70	14	6	8

Defined benefit pension plans:
Amortization of net actuarial loss and prior service cost included in net income	391	149	242	—	—	—	—	—	—

Other comprehensive income	$689	$266	$423	$ 48	$ 9	$ 39	$(443)	$(158)	$(285)

Cumulative other comprehensive income balances were:

(in millions)	Translation	Net	Net	Defined	Cumulative
adjustments	unrealized	unrealized	benefit	other
gains	gains on	pension	compre	-
(losses) on	derivatives	plans	hensive
securities	and	income
available	hedging
for sale	activities
and other
interests
held

Balance, December 31, 2004	$24	$ 891	$ 35	$ —	$ 950

Net change	5	(298)	8	—	(285)

Balance, December 31, 2005	29	593	43	—	665

Net change	—	(31)	70	(402	)(1)	(363)

Balance, December 31, 2006	29	562	113	(402)	302

Net change	23	(164)	322	242	423

Balance, December 31, 2007	$52	$ 398	$435	$(160)	$ 725

(1)	Adoption of FAS 158.

Note 24:   Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect a change in the allocation of income taxes for management reporting adopted in 2007, results for prior periods have been revised.
     The Community Banking Group offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, securities brokerage through affiliates and venture capital financing. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds, as well as personal trust and agency assets. Loan products include lines of credit, equity lines and loans, equipment and transportation (recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts and merchant payment processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs), time deposits and debit cards.
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
      The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance and investment banking services. Wholesale Banking manages and administers institutional investments, employee benefit trusts and mutual funds, including the Wells Fargo Advantage Funds. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, commercial real estate loan servicing and real estate and mortgage brokerage services.
     Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct consumer and real estate loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States, and in Canada and the Pacific Rim. Auto finance operations specialize in purchasing sales finance contracts directly from auto dealers and making loans secured by autos in the United States, Canada and Puerto Rico. Wells Fargo Financial also provides credit cards and lease and other commercial financing.
     The Consolidated Company total of average assets includes unallocated goodwill balances held at the enterprise level.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Consolidated
	Banking	Banking	Financial	Company

2007
Net interest income (1)	$13,365	$3,382	$4,227	$20,974
Provision for credit losses	3,187	69	1,683	4,939
Noninterest income	12,173	4,959	1,284	18,416
Noninterest expense	15,000	4,772	3,052	22,824

Income before income tax expense	7,351	3,500	776	11,627
Income tax expense	2,058	1,217	295	3,570

Net income	$ 5,293	$2,283	$ 481	$ 8,057

2006
Net interest income (1)	$13,117	$2,924	$3,910	$19,951
Provision for credit losses	887	16	1,301	2,204
Noninterest income	9,915	4,310	1,515	15,740
Noninterest expense	13,917	4,114	2,806	20,837

Income before income tax expense	8,228	3,104	1,318	12,650
Income tax expense	2,678	1,086	466	4,230

Net income	$ 5,550	$2,018	$ 852	$ 8,420

2005
Net interest income (1)	$12,702	$2,393	$3,409	$18,504
Provision for credit losses	895	1	1,487	2,383
Noninterest income	9,418	3,756	1,271	14,445
Noninterest expense	12,972	3,487	2,559	19,018

Income before income tax expense	8,253	2,661	634	11,548
Income tax expense	2,717	931	229	3,877

Net income	$ 5,536	$1,730	$ 405	$ 7,671

2007
Average loans	$ 194.0	$ 85.6	$ 65.2	$ 344.8
Average assets (2)	330.8	113.1	71.1	520.8
Average core deposits	249.8	53.3	—	303.1

2006
Average loans	$ 178.0	$ 71.4	$ 57.5	$ 306.9
Average assets (2)	320.2	97.1	62.9	486.0
Average core deposits	233.5	35.3	0.1	268.9

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides to other segments.
(2)	The Consolidated Company balance includes unallocated goodwill held at the enterprise level of $5.8 billion for 2007 and 2006.

Note 25:  Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its wholly-owned subsidiaries (WFFI). In 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. The Parent also guaranteed all outstanding term debt securities of Wells Fargo
Financial Canada Corporation (WFFCC), WFFI’s wholly-owned Canadian subsidiary. WFFCC has continued to issue term debt securities and commercial paper in Canada, unconditionally guaranteed by the Parent. The Wells Fargo Financial business segment for management reporting (see Note 24) consists of WFFI and other affiliated consumer finance entities managed by WFFI that are included within other consolidating subsidiaries in the following tables.

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2007

Dividends from subsidiaries:
Bank	$4,587	$ —	$ —	$(4,587)	$ —
Nonbank	398	—	—	(398)	—
Interest income from loans	—	5,643	23,453	(56)	29,040
Interest income from subsidiaries	3,693	—	—	(3,693)	—
Other interest income	152	115	5,875	(5)	6,137

Total interest income	8,830	5,758	29,328	(8,739)	35,177

Deposits	—	—	8,793	(641)	8,152
Short-term borrowings	444	442	1,626	(1,267)	1,245
Long-term debt	3,830	1,923	900	(1,847)	4,806

Total interest expense	4,274	2,365	11,319	(3,755)	14,203

NET INTEREST INCOME	4,556	3,393	18,009	(4,984)	20,974
Provision for credit losses	—	969	3,970	—	4,939

Net interest income after provision for credit losses	4,556	2,424	14,039	(4,984)	16,035

NONINTEREST INCOME
Fee income – nonaffiliates	—	394	10,233	—	10,627
Other	117	140	9,060	(1,528)	7,789

Total noninterest income	117	534	19,293	(1,528)	18,416

NONINTEREST EXPENSE
Salaries and benefits	61	1,229	12,078	—	13,368
Other	291	1,119	9,573	(1,527)	9,456

Total noninterest expense	352	2,348	21,651	(1,527)	22,824

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	4,321	610	11,681	(4,985)	11,627
Income tax expense (benefit)	(257)	246	3,581	—	3,570
Equity in undistributed income of subsidiaries	3,479	—	—	(3,479)	—

NET INCOME	$8,057	$ 364	$ 8,100	$(8,464)	$ 8,057

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2006

Dividends from subsidiaries:
Bank	$2,176	$ —	$ —	$(2,176)	$ —
Nonbank	876	—	—	(876)	—
Interest income from loans	—	5,283	20,370	(42)	25,611
Interest income from subsidiaries	3,266	—	—	(3,266)	—
Other interest income	103	102	6,428	(5)	6,628

Total interest income	6,421	5,385	26,798	(6,365)	32,239

Deposits	—	—	7,174	—	7,174
Short-term borrowings	436	381	1,065	(890)	992
Long-term debt	3,197	1,758	710	(1,543)	4,122

Total interest expense	3,633	2,139	8,949	(2,433)	12,288

NET INTEREST INCOME	2,788	3,246	17,849	(3,932)	19,951
Provision for credit losses	—	1,061	1,143	—	2,204

Net interest income after provision for credit losses	2,788	2,185	16,706	(3,932)	17,747

NONINTEREST INCOME
Fee income – nonaffiliates	—	285	8,946	—	9,231
Other	180	259	6,126	(56)	6,509

Total noninterest income	180	544	15,072	(56)	15,740

NONINTEREST EXPENSE
Salaries and benefits	95	1,128	10,704	—	11,927
Other	117	976	8,753	(936)	8,910

Total noninterest expense	212	2,104	19,457	(936)	20,837

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,756	625	12,321	(3,052)	12,650
Income tax expense (benefit)	(198)	205	4,223	—	4,230
Equity in undistributed income of subsidiaries	5,466	—	—	(5,466)	—

NET INCOME	$8,420	$ 420	$ 8,098	$(8,518)	$ 8,420

Year ended December 31, 2005

Dividends from subsidiaries:
Bank	$4,675	$ —	$ —	$(4,675)	$ —
Nonbank	763	—	—	(763)	—
Interest income from loans	—	4,467	16,809	(16)	21,260
Interest income from subsidiaries	2,215	—	—	(2,215)	—
Other interest income	105	104	4,493	—	4,702

Total interest income	7,758	4,571	21,302	(7,669)	25,962

Deposits	—	—	3,848	—	3,848
Short-term borrowings	256	223	897	(632)	744
Long-term debt	2,000	1,362	598	(1,094)	2,866

Total interest expense	2,256	1,585	5,343	(1,726)	7,458

NET INTEREST INCOME	5,502	2,986	15,959	(5,943)	18,504
Provision for credit losses	—	1,582	801	—	2,383

Net interest income after provision for credit losses	5,502	1,404	15,158	(5,943)	16,121

NONINTEREST INCOME
Fee income – nonaffiliates	—	224	8,111	—	8,335
Other	298	223	5,727	(138)	6,110

Total noninterest income	298	447	13,838	(138)	14,445

NONINTEREST EXPENSE
Salaries and benefits	92	985	9,378	—	10,455
Other	50	759	8,398	(644)	8,563

Total noninterest expense	142	1,744	17,776	(644)	19,018

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	5,658	107	11,220	(5,437)	11,548
Income tax expense (benefit)	145	(2)	3,734	—	3,877
Equity in undistributed income of subsidiaries	2,158	—	—	(2,158)	—

NET INCOME	$7,671	$ 109	$ 7,486	$(7,595)	$ 7,671

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries
December 31, 2007

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$14,989	$253	$ —	$ (15,242)	$ —
Nonaffiliates	—	230	17,281	—	17,511
Securities available for sale	2,481	2,091	68,384	(5)	72,951
Mortgages and loans held for sale	—	—	27,763	—	27,763

Loans	106	51,222	344,037	(13,170)	382,195
Loans to subsidiaries:
Bank	11,400	—	—	(11,400)	—
Nonbank	53,272	—	—	(53,272)	—
Allowance for loan losses	—	(1,041)	(4,266)	—	(5,307)

Net loans	64,778	50,181	339,771	(77,842)	376,888

Investments in subsidiaries:
Bank	49,461	—	—	(49,461)	—
Nonbank	5,463	—	—	(5,463)	—
Other assets	8,010	1,720	74,955	(4,356)	80,329

Total assets	$145,182	$54,475	$528,154	$(152,369)	$575,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$359,702	$ (15,242)	$344,460
Short-term borrowings	4,692	9,117	69,990	(30,544)	53,255
Accrued expenses and other liabilities	5,432	1,393	27,307	(3,426)	30,706
Long-term debt	77,116	40,753	19,603	(38,079)	99,393
Indebtedness to subsidiaries	10,314	—	—	(10,314)	—

Total liabilities	97,554	51,263	476,602	(97,605)	527,814
Stockholders’ equity	47,628	3,212	51,552	(54,764)	47,628

Total liabilities and stockholders’ equity	$145,182	$54,475	$528,154	$(152,369)	$575,442

December 31, 2006
ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$14,131	$146	$ —	$ (14,277)	$ —
Nonaffiliates	78	324	20,704	—	21,106
Securities available for sale	920	1,725	39,990	(6)	42,629
Mortgages and loans held for sale	—	15	33,803	—	33,818

Loans	—	47,136	272,339	(359)	319,116
Loans to subsidiaries:
Bank	3,400	—	—	(3,400)	—
Nonbank	48,014	538	—	(48,552)	—
Allowance for loan losses	—	(1,193)	(2,571)	—	(3,764)

Net loans	51,414	46,481	269,768	(52,311)	315,352

Investments in subsidiaries:
Bank	43,098	—	—	(43,098)	—
Nonbank	4,616	—	—	(4,616)	—
Other assets	5,811	1,745	62,981	(1,446)	69,091

Total assets	$120,068	$50,436	$427,246	$(115,754)	$481,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$324,520	$ (14,277)	$310,243
Short-term borrowings	19	7,708	18,793	(13,691)	12,829
Accrued expenses and other liabilities	3,857	1,323	22,683	(1,898)	25,965
Long-term debt	65,396	38,456	16,580	(33,287)	87,145
Indebtedness to subsidiaries	4,982	—	—	(4,982)	—

Total liabilities	74,254	47,487	382,576	(68,135)	436,182
Stockholders’ equity	45,814	2,949	44,670	(47,619)	45,814

Total liabilities and stockholders’ equity	$120,068	$50,436	$427,246	$(115,754)	$481,996

Condensed Consolidating Statements of Cash Flows

(in millions)	Year ended December 31							,
	2007				2006
	Parent	WFFI	Other	Consolidated	Parent	WFFI	Other	Consolidated
			consolidating	Company			consolidating	Company
			subsidiaries /				subsidiaries /
			eliminations				eliminations

Cash flows from operating activities:
Net cash provided by operating activities	$ 3,715	$ 1,446	$ 3,917	$ 9,078	$3,536	$1,179	$ 23,261	$ 27,976

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	2,554	559	44,877	47,990	353	822	52,129	53,304
Prepayments and maturities	—	299	8,206	8,505	14	259	7,048	7,321
Purchases	(3,487)	(1,174)	(70,468)	(75,129)	(378)	(1,032)	(61,052)	(62,462)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	—	(2,686)	(45,929)	(48,615)	—	(2,003)	(35,727)	(37,730)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	3,369	3,369	—	50	38,293	38,343
Purchases (including participations) of loans by banking subsidiaries	—	—	(8,244)	(8,244)	—	(202)	(5,136)	(5,338)
Principal collected on nonbank entities’ loans	—	18,729	2,747	21,476	—	19,998	3,923	23,921
Loans originated by nonbank entities	—	(20,461)	(4,823)	(25,284)	—	(22,382)	(4,592)	(26,974)
Net repayments from (advances to) subsidiaries	(10,338)	—	10,338	—	(500)	—	500	—
Capital notes and term loans made to subsidiaries	(10,508)	—	10,508	—	(7,805)	—	7,805	—
Principal collected on notes/ loans made to subsidiaries	7,588	—	(7,588)	—	4,926	—	(4,926)	—
Net decrease (increase) in investment in subsidiaries	(1,132)	—	1,132	—	(145)	—	145	—
Net cash paid for acquisitions	—	—	(2,811)	(2,811)	—	—	(626)	(626)
Other, net	(106)	(847)	2,381	1,428	—	1,081	(7,422)	(6,341)

Net cash used by investing activities	(15,429)	(5,581)	(56,305)	(77,315)	(3,535)	(3,409)	(9,638)	(16,582)

Cash flows from financing activities:
Net change in:
Deposits	—	—	27,058	27,058	—	—	(4,452)	(4,452)
Short-term borrowings	9,138	2,670	28,019	39,827	931	(1,297)	(10,790)	(11,156)
Long-term debt:
Proceeds from issuance	24,385	11,335	(6,360)	29,360	13,448	8,670	(1,863)	20,255
Repayment	(11,726)	(9,870)	3,346	(18,250)	(7,362)	(5,217)	(30)	(12,609)
Common stock:
Proceeds from issuance	1,876	—	—	1,876	1,764	—	—	1,764
Repurchased	(7,418)	—	—	(7,418)	(1,965)	—	—	(1,965)
Cash dividends paid	(3,955)	—	—	(3,955)	(3,641)	—	—	(3,641)
Excess tax benefits related to stock option payments	196	—	—	196	227	—	—	227
Other, net	(2)	13	(739)	(728)	12	70	(268)	(186)

Net cash provided (used) by financing activities	12,494	4,148	51,324	67,966	3,414	2,226	(17,403)	(11,763)

Net change in cash and due from banks	780	13	(1,064)	(271)	3,415	(4)	(3,780)	(369)

Cash and due from banks at beginning of year	14,209	470	349	15,028	10,794	474	4,129	15,397

Cash and due from banks at end of year	$ 14,989	$ 483	$ (715)	$ 14,757	$14,209	$470	$ 349	$ 15,028

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries /
			eliminations

Year ended December 31, 2005

Cash flows from operating activities:
Net cash provided (used) by operating activities	$5,396	$1,159	$(18,540)	$(11,985)

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	631	281	18,147	19,059
Prepayments and maturities	90	248	6,634	6,972
Purchases	(231)	(486)	(27,917)	(28,634)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	—	(953)	(41,356)	(42,309)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	232	42,007	42,239
Purchases (including participations) of loans by banking subsidiaries	—	—	(8,853)	(8,853)
Principal collected on nonbank entities’ loans	—	19,542	3,280	22,822
Loans originated by nonbank entities	—	(29,757)	(3,918)	(33,675)
Net repayments from (advances to) subsidiaries	(3,166)	—	3,166	—
Capital notes and term loans made to subsidiaries	(10,751)	—	10,751	—
Principal collected on notes/loans made to subsidiaries	2,950	—	(2,950)	—
Net decrease (increase) in investment in subsidiaries	194	—	(194)	—
Net cash acquired from acquisitions	—	—	66	66
Other, net	—	(1,059)	(4,045)	(5,104)

Net cash used by investing activities	(10,283)	(11,952)	(5,182)	(27,417)

Cash flows from financing activities:
Net change in:
Deposits	—	—	38,961	38,961
Short-term borrowings	1,048	3,344	(2,514)	1,878
Long-term debt:
Proceeds from issuance	18,297	11,891	(3,715)	26,473
Repayment	(8,216)	(4,450)	(5,910)	(18,576)
Common stock:
Proceeds from issuance	1,367	—	—	1,367
Repurchased	(3,159)	—	—	(3,159)
Cash dividends paid	(3,375)	—	—	(3,375)
Other, net	—	—	(1,673)	(1,673)

Net cash provided by financing activities	5,962	10,785	25,149	41,896

Net change in cash and due from banks	1,075	(8)	1,427	2,494

Cash and due from banks at beginning of year	9,719	482	2,702	12,903

Cash and due from banks at end of year	$10,794	$474	$ 4,129	$ 15,397

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
      Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the following table) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.
      We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. The amount of trust preferred securities issued by the Trusts that was includable in Tier 1 capital in accordance with FRB risk-based capital guidelines was $4.7 billion at December 31, 2007. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. (See Note 14.)
      Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 6 and 16 for further discussion of off-balance sheet items.) For certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(in billions)						To be well capitalized
			For capital			under the FDICIA prompt
	Actual		adequacy purposes			corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2007:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$51.6	10.68%	≥$38.7	≥8.00%
Wells Fargo Bank, N.A.	42.8	11.14	≥ 30.7	≥8.00		≥$38.4	≥10.00%
Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$36.7	7.59%	≥$19.3	≥4.00%
Wells Fargo Bank, N.A.	29.5	7.68	≥ 15.4	≥4.00		≥$23.0	≥ 6.00%
Tier 1 capital (to average assets) (Leverage ratio)
Wells Fargo & Company	$36.7	6.83%	≥$21.5	≥4.00	%(1)
Wells Fargo Bank, N.A.	29.5	6.84	≥ 17.3	≥4.00	(1)	≥$21.6	≥ 5.00%

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

     Management believes that, as of December 31, 2007, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
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
     As an approved seller/servicer, Wells Fargo Bank, N.A., through its mortgage banking division, is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2007, Wells Fargo Bank, N.A. met these requirements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and provided additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007, and changed its method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

San Francisco, California
February 25, 2008

Quarterly Financial Data
Condensed Consolidated Statement of Income — Quarterly (Unaudited)

(in millions, except per share amounts)					2007					2006
	Quarter ended					Quarter ended
	Dec. 31	Sept. 30	(1)	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	(1)	Mar. 31
INTEREST INCOME	$ 9,242	$ 9,223		$ 8,573	$ 8,139	$ 8,231	$ 8,399	$ 8,077		$ 7,532
INTEREST EXPENSE	3,754	3,943		3,377	3,129	3,181	3,352	3,093		2,662

NET INTEREST INCOME	5,488	5,280		5,196	5,010	5,050	5,047	4,984		4,870
Provision for credit losses	2,612	892		720	715	726	613	432		433

Net interest income after provision for credit losses	2,876	4,388		4,476	4,295	4,324	4,434	4,552		4,437

NONINTEREST INCOME
Service charges on deposit accounts	788	837		740	685	695	707	665		623
Trust and investment fees	802	777		839	731	735	664	675		663
Card fees	588	561		517	470	481	464	418		384
Other fees	577	566		638	511	550	509	510		488
Mortgage banking	831	823		689	790	677	484	735		415
Operating leases	153	171		187	192	190	192	200		201
Insurance	370	329		432	399	299	313	364		364
Net gains (losses) on debt securities available for sale	60	160		(42)	31	51	121	(156)		(35)
Net gains from equity investments	222	173		242	97	256	159	133		190
Other	326	176		453	525	429	274	261		392

Total noninterest income	4,717	4,573		4,695	4,431	4,363	3,887	3,805		3,685

NONINTEREST EXPENSE
Salaries	2,055	1,933		1,907	1,867	1,812	1,769	1,754		1,672
Incentive compensation	840	802		900	742	793	710	714		668
Employee benefits	558	518		581	665	501	458	487		589
Equipment	370	295		292	337	339	294	284		335
Net occupancy	413	398		369	365	367	357	345		336
Operating leases	124	136		148	153	157	155	157		161
Other	1,540	1,589		1,530	1,397	1,442	1,338	1,530		1,313

Total noninterest expense	5,900	5,671		5,727	5,526	5,411	5,081	5,271		5,074

INCOME BEFORE INCOME TAX EXPENSE	1,693	3,290		3,444	3,200	3,276	3,240	3,086		3,048
Income tax expense	332	1,117		1,165	956	1,095	1,046	1,059		1,030

NET INCOME	$ 1,361	$ 2,173		$ 2,279	$ 2,244	$ 2,181	$ 2,194	$ 2,027		$ 2,018

EARNINGS PER COMMON SHARE	$ 0.41	$ 0.65		$ 0.68	$ 0.66	$ 0.65	$ 0.65	$ 0.60		$ 0.60
DILUTED EARNINGS PER COMMON SHARE	$ 0.41	$ 0.64		$ 0.67	$ 0.66	$ 0.64	$ 0.64	$ 0.59		$ 0.60
DIVIDENDS DECLARED PER COMMON SHARE (2)	$ 0.31	$ 0.31		$ 0.28	$ 0.28	$ 0.28	$ —	$ 0.54		$ 0.26
DIVIDENDS PAID PER COMMON SHARE	$ 0.31	$ 0.31		$ 0.28	$ 0.28	$ 0.28	$ 0.28	$ 0.26		$ 0.26
Average common shares outstanding	3,327.6	3,339.6		3,351.2	3,376.0	3,379.4	3,371.9	3,363.8		3,358.3
Diluted average common shares outstanding	3,352.2	3,374.0		3,389.3	3,416.1	3,424.0	3,416.0	3,404.4		3,395.7
Market price per common share (3)
High	$ 37.78	$ 37.99		$ 36.49	$ 36.64	$ 36.99	$ 36.89	$ 34.86		$ 32.76
Low	29.29	32.66		33.93	33.01	34.90	33.36	31.90		30.31
Quarter end	30.19	35.62		35.17	34.43	35.56	36.18	33.54		31.94

(1)	Results for third quarter 2007 and second quarter 2006 have been revised to reflect $170 million and $95 million, respectively, of litigation expenses associated with indemnification obligations arising from the Company’s ownership interest in Visa.
(2)	On April 25, 2006, the Company’s Board of Directors declared the second quarter 2006 cash dividend payable June 1, 2006. On June 27, 2006, the Board declared a two-for-one split in the form of a 100% stock dividend on the Company’s common stock and, at the same time, the third quarter 2006 cash dividend payable September 1, 2006.
(3)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.