Form 10-K, Exhibit 13
period 2008-12-31
WELLS FARGO & CO/MN
filed 2009-02-27
CIK 72971

Financial Review

34	Overview

41	Critical Accounting Policies

47	Earnings Performance

53	Balance Sheet Analysis

55	Off-Balance Sheet Arrangements

58	Risk Management

73	Capital Management

74	Comparison of 2007 with 2006

76	Risk Factors

Controls and Procedures

84	Disclosure Controls and Procedures

84	Internal Control over Financial Reporting

84	Management’s Report on Internal Control over Financial Reporting

85	Report of Independent Registered Public Accounting Firm

Financial Statements

86	Consolidated Statement of Income

87	Consolidated Balance Sheet

88	Consolidated Statement of Changes In Stockholders’ Equity and Comprehensive Income

90	Consolidated Statement of Cash Flows

Notes to Financial Statements

91	1	Summary of Significant Accounting Policies

100	2	Business Combinations

103	3	Cash, Loan and Dividend Restrictions

103	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

104	5	Securities Available for Sale

106	6	Loans and Allowance for Credit Losses

110	7	Premises, Equipment, Lease Commitments and Other Assets

111	8	Securitizations and Variable Interest Entities

119	9	Mortgage Banking Activities

120	10	Intangible Assets

121	11	Goodwill

122	12	Deposits

122	13	Short-Term Borrowings

123	14	Long-Term Debt

126	15	Guarantees and Legal Actions

132	16	Derivatives

137	17	Fair Values of Assets and Liabilities

144	18	Preferred Stock

146	19	Common Stock and Stock Plans

149	20	Employee Benefits and Other Expenses

153	21	Income Taxes

155	22	Earnings Per Common Share

155	23	Other Comprehensive Income

156	24	Operating Segments

158	25	Condensed Consolidating Financial Statements

162	26	Regulatory and Agency Capital Requirements

164	Report of Independent Registered Public Accounting Firm

165	Quarterly Financial Data

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
Financial Review
Overview

Wells Fargo & Company is a $1.3 trillion diversified financial services company providing banking, insurance, investments, mortgage banking, investment banking, retail banking, brokerage and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states and in other countries. We ranked fourth in assets and first in market value of our common stock among our peers at December 31, 2008. When we refer to “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to “the Parent,” we mean Wells Fargo & Company.
     We reported diluted earnings per common share of $0.70 for 2008 compared with $2.38 for 2007. Net income was $2.66 billion for 2008 compared with $8.06 billion for 2007. Net income for 2008 included an $8.14 billion (pre tax) credit reserve build, $2.01 billion (pre tax) of other-than-temporary impairment and $124 million (pre tax) of merger-related expenses.
     On December 31, 2008, Wells Fargo acquired Wachovia Corporation (Wachovia). Because the acquisition was completed at the end of 2008, Wachovia’s results are not included in the income statement, average balances or related metrics for 2008. Wachovia’s assets and liabilities are included in the consolidated balance sheet at December 31, 2008, at their respective acquisition date fair values.
     Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to give them all of the financial products that fulfill their needs. Our cross-sell strategy and diversified business model facilitate growth in strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us. We continued to earn more of our customers’ business in 2008 in both our retail and commercial banking businesses.
     Despite the unprecedented contraction in the credit markets, we continued to lend to credit-worthy customers. We made $106 billion in new loan commitments during 2008 to consumer, small business and commercial customers and originated $230 billion of residential mortgages. The fundamentals of our time-tested business model are as sound as ever. During fourth quarter 2008, our average core deposits grew an impressive 31% (annualized) over the prior quarter. Our cross-sell set records for the 10th consecutive year–our average retail banking household now has 5.73 products, one of every four has eight or more products, 6.4 products for Wholesale Banking customers, and our average middle-market commercial banking customer has almost eight products. Business banking cross-sell reached 3.61 products. Our goal is eight products per customer, which is currently half of our estimate of potential demand. We were able to increase our lending to creditworthy customers because we were building capital and shrinking our balance sheet in 2005 and 2006, when credit spreads were unrealistically low and were not priced for their underlying risk. We did make some mistakes, but for the most part, we maintained our credit discipline. We understand our customers’ financial needs. As a result, our company at year-end 2008 was one of the world’s strongest financial institutions. At February 23, 2009, Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1,” and Standard & Poor’s Ratings Services, “AA+.”
WACHOVIA MERGER On December 31, 2008, Wachovia merged into Wells Fargo & Company with Wells Fargo surviving the merger. Wachovia, based in Charlotte, North Carolina, was one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. In the merger, Wells Fargo exchanged 0.1991 shares of its common stock for each outstanding share of Wachovia common stock, issuing a total of 422.7 million shares of Wells Fargo common stock with a December 31, 2008, value of $12.5 billion to Wachovia shareholders. Shares of each outstanding series of Wachovia preferred stock were converted into shares (or fractional shares) of a corresponding series of Wells Fargo preferred stock having substantially the same rights and preferences. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair values. Wachovia’s year-end assets at fair value totaled $707 billion. Because the acquisition was completed at the end of 2008, Wachovia’s results of operations are not included in our income statement. Based on the purchase price of $23.1 billion and the fair value of net assets acquired of $14.3 billion, the transaction resulted in goodwill of $8.8 billion, which will change as acquisition date fair values are refined over a period of up to one year following the acquisition. Because the transaction closed on the last day of the annual reporting period, certain fair value purchase accounting adjustments were based on data as of an interim period with estimates through year end. Accordingly, we will be re-validating and, where necessary, refining our purchase accounting adjustments. We expect that the refinements will focus largely on loans with evidence of credit deterioration. The impact of any changes will be recorded as an adjustment to goodwill.
     The more significant fair value adjustments in our purchase accounting for the Wachovia acquisition were to loans. Certain of the loans acquired from Wachovia have evidence of credit deterioration since origination and it is probable that we will not collect all contractually required principal and interest payments. Such loans are accounted for under American Institute of Certified Public Accountants (AICPA) Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). SOP 03-3 requires that acquired credit-impaired loans be recorded at fair value and prohibits carryover of the related allowance for loan losses.
     Loans within the scope of SOP 03-3 are initially recorded at fair value. The application of the SOP, and accordingly the process of estimating fair value, involves estimating the principal and interest cash flows expected to be collected on the credit-impaired loans and discounting those cash flows at a market rate of interest.
     Under SOP 03-3, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan losses to the extent any has been recorded) with a positive impact on interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, foreclosure or troubled debt restructurings (TDRs) result in removal of the loan from the SOP 03-3 portfolio at its carrying amount.
     Of the $446.1 billion of loans acquired in the Wachovia merger, $93.9 billion were determined to be credit-impaired and therefore subject to SOP 03-3. Generally, loans on nonaccrual status were considered to be credit-impaired for purposes of applying the SOP. The fair value of these loans was $58.8 billion at December 31, 2008. Wachovia’s allowance for loan losses related to the loans was $12.0 billion and such allowance was not carried forward to the Wells Fargo allowance, rather it was reversed with an offset to goodwill. The allowance for loan losses of $7.5 billion (excluding the impact of conforming adjustments) associated with loans not within the scope of SOP 03-3 was carried over and is included in the consolidated allowance for loan losses.
     Loans subject to SOP 03-3 are written down to an amount estimated to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due. We expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of our purchase accounting). Of Wachovia’s pre-acquisition nonaccrual loans, $20.0 billion are no longer considered to be nonaccrual because of the application of SOP 03-3 and $97 million continue to be reported as nonaccrual because they are outside the scope of the SOP. Loans subject to SOP 03-3 are also excluded from the disclosure of loans 90 days or more past due and still accruing interest even though substantially all of them are 90 days or more contractually past due and they are considered to be accruing because the interest income on these loans relates to the establishment of an accretable yield in accordance with SOP 03-3.
     As a result of the application of SOP 03-3 to Wachovia’s loans, certain ratios of the combined company cannot be used to compare a portfolio that includes acquired credit-impaired loans accounted for under SOP 03-3 against one that does not, for example, in comparing peer companies, and cannot be used to compare ratios across years such as comparing 2008 ratios, which include the Wachovia acquisition, against prior periods, which do not. The ratios particularly affected by the accounting under SOP 03-3 include the allowance for loan losses as a percentage of loans, nonaccrual loans, and nonperforming assets, and nonaccrual loans and nonperforming assets as a percentage of total loans.
     Loans not subject to SOP 03-3 are recorded net of an adjustment to reflect market interest rates. The allowance for loan losses related to these loans of $7.5 billion was carried over and included in the consolidated allowance for loan losses.
SUMMARY RESULTS Revenue, the sum of net interest income and noninterest income, grew 6% to a record $41.9 billion in 2008 from $39.4 billion in 2007. The breadth and depth of our business model resulted in very strong and balanced growth in loans, deposits and fee-based products. We achieved positive operating leverage (revenue growth of 6%; expense decline of 1%), the best among large bank peers. Net income for 2008 of $2.66 billion included an $8.14 billion (pre tax) credit reserve build, $2.01 billion (pre tax) of other-than-temporary impairment and $124 million (pre tax) of merger-related expenses. Diluted earnings per share of $0.70 included credit reserve build ($1.51 per share) and other-than-temporary impairment ($0.37 per share). Industry-leading annual results included the highest growth in pre-tax pre-provision earnings (up 16%), highest net interest margin (4.83%), return on average common stockholders’ equity (ROE), return on average total assets (ROA) and highest total shareholder return among large bank peers (up 2%).

     We are among the banking industry’s leaders in increasing loans and assets and remained “open for business” in providing credit to consumers, small businesses and commercial customers. Average earning assets, primarily loans and securities, were up $119 billion, or 28%, since the start of the credit crisis in mid-2007. We have made $187 billion of new loan commitments to consumer and commercial customers since mid-2007. We have originated $354 billion of residential real estate loans since mid-2007, including $50 billion in fourth quarter 2008. We have continued to help homeowners remain in their homes. We delivered over 498,000 solutions to customers in 2008, including 143,000 in the fourth quarter alone, through repayment plans, modifications and other loss mitigation options and are working with government agencies, HOPE NOW and others. Wells Fargo has led the industry in development of programs for at-risk customers to avoid foreclosure.
     Among the many products and services that grew in 2008, we achieved the following results:
•	Average loans grew 16%;

•	Average core deposits grew 7%; and

•	Assets under management were up 45%, including $510 billion from Wachovia.
     We have significantly strengthened the balance sheet and future earnings stream of the new Wells Fargo. This included the following actions:
•	$37.2 billion of credit write-downs taken at December 31, 2008, through purchase accounting adjustments on $93.9 billion of high-risk loans in Wachovia’s loan portfolio

•	Reduced the cost basis of the Wachovia securities portfolio by $9.6 billion, reflecting $2.4 billion of recognized losses in the fourth quarter and write-off of $7.2 billion of unrealized losses previously reflected in negative cumulative other comprehensive income

•	Additional net $2.9 billion of Wachovia negative cumulative other comprehensive income written off, primarily related to pension obligations

•	Wachovia period-end loans, securities, trading assets and loans held for sale reduced by $115.2 billion, or 17%, from June 30, 2008

•	$8.1 billion credit reserve build, including $3.9 billion of provision to conform to the most conservative methodology from each company within Federal Financial Institutions Examination Council (FFIEC) guidelines
-	$2.7 billion for Wells Fargo’s consumer portfolios

-	$1.2 billion for Wachovia’s commercial and Pick-a-Pay portfolios
•	Wells Fargo securities portfolio written down by $2.0 billion for other-than-temporary impairment
     Our combined allowance for credit losses was $21.7 billion at December 31, 2008, which represents 3.2 times coverage of nonaccrual loans. At December 31, 2008, our combined allowance covered 12 months of estimated losses for all consumer portfolios and at least 24 months for all commercial and commercial real estate portfolios. As described on page 35, our nonaccrual loans excluded $20.0 billion of SOP 03-3 loans that were previously reflected as nonaccrual by Wachovia.
     With the acquisition of Wachovia, we have leading market positions in deposits in many communities in our expanded banking footprint, including #1 market share in 18 of our 39 combined community banking states and the District of Columbia. In addition, we are the #1 lender in the following markets: middle-market companies, commercial real estate, small business and agriculture, and the #1 commercial real estate broker and bank-owned insurance broker.
     We have stated in the past that to consistently grow over the long term, successful companies must invest in their core businesses and maintain strong balance sheets. In addition to the Wachovia acquisition, we continued to make investments in 2008 by opening 58 regional banking stores and converting 32 stores acquired from Greater Bay Bancorp, Farmers State Bank and United Bancorporation of Wyoming, Inc. to our network.
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
     At December 31, 2008, consolidated Tier 1 regulatory capital was $86.4 billion, after the impact of purchase accounting for credit impairments of loans and write-down of negative cumulative other comprehensive income at Wachovia, which, in the aggregate, reduced the Tier 1 capital ratio by approximately 230 basis points to 7.8% at year end, well above regulatory minimums for a well-capitalized bank.
     The Board of Directors declared a common stock dividend of $0.34 per share for first quarter 2009.
     Our financial results included the following:
     Net income in 2008 was $2.66 billion ($0.70 per share), compared with $8.06 billion ($2.38 per share) in 2007. Results for 2008 included the impact of our $8.1 billion (pre tax) credit reserve build, which included a $3.9 billion (pre tax) provision to conform both Wells Fargo’s and Wachovia’s credit reserve practices to the more conservative of each company. Results for 2007 included the impact of our $1.4 billion (pre tax) credit reserve build ($0.27 per share) and $203 million of Visa litigation expenses ($0.04 per share). Despite the challenging environment in 2008, we achieved both top line revenue growth and positive operating leverage (revenue growth of 6%; expense decline of 1%). ROA was 0.44% and ROE was 4.79% in 2008, compared with 1.55% and 17.12%, respectively, in 2007. Both ROA and ROE were at or near the top of our large bank peers.
     Net interest income on a taxable-equivalent basis was $25.4 billion in 2008, up from $21.1 billion a year ago, reflecting strong loan growth, disciplined deposit pricing and lower market funding costs. Average earning assets grew 17% from 2007. Our net interest margin was 4.83% for 2008, up from 4.74% in 2007, primarily due to the benefit of lower funding costs as market rates declined.

     Noninterest income decreased 9% to $16.8 billion in 2008 from $18.4 billion in 2007. Card fees were up 9% from a year ago, due to continued growth in new accounts and higher credit and debit card transaction volume. Insurance revenue was up 20%, due to customer growth, higher crop insurance revenue and the fourth quarter 2007 acquisition of ABD Insurance. However, trust and investment fees decreased 7% and other fees decreased 9%, due to depressed market conditions. Operating lease income decreased 39% from a year ago, due to continued softening in the auto market, reflecting tightened credit standards. Noninterest income included $300 million in net gains on debt and equity securities, including $2.01 billion of other-than-temporary impairment write-downs.
     During 2008, noninterest income was affected by changes in interest rates, widening credit spreads, and other credit and housing market conditions, including:
•	($2.01) billion of other-than-temporary impairment

•	($847) million in write-downs of loans in the mortgage warehouse due to changes in liquidity and other spreads, and additions to the mortgage repurchase reserve

•	($242) million mortgage servicing rights (MSRs) mark to market, net of hedge gain

•	($228) million of other changes in the mortgage pipeline/warehouse value including a decline in servicing value, net of pipeline/warehouse hedge results
     Noninterest expense was $22.7 billion in 2008, down 1% from $22.8 billion in 2007. We continued to invest in new stores and additional sales and service-related team members.
      In 2008, net charge-offs were $7.84 billion (1.97% of average total loans), up $4.3 billion from $3.54 billion (1.03%) in 2007. Commercial and commercial real estate net charge-offs increased $1.25 billion in 2008 from 2007, of which $379 million was from loans originated through our Business Direct channel. Business Direct consists primarily of unsecured lines of credit to small firms and sole proprietors that tend to perform in a manner similar to credit cards. Total wholesale net charge-offs (excluding Business Direct) were $967 million (0.11% of average loans). The remaining balance of commercial and commercial real estate loans (other real estate mortgage, real estate construction and lease financing) experienced some deterioration from 2007 with loss levels increasing, reflecting the credit environment in 2008.
     Home Equity net charge-offs were $2.21 billion (2.59% of average Home Equity loans) in 2008, compared with $595 million (0.73%) in 2007. Since our loss experience through third party channels was significantly worse than other retail channels, in 2007 we segregated these indirect loans into a liquidating portfolio. While the $10.3 billion of loans in this liquidating portfolio represented about 1% of total loans outstanding at December 31, 2008, these loans represent some of the highest risk in our $129.5 billion Home Equity portfolios. The loans in the liquidating portfolio were primarily sourced through wholesale channels (brokers) and correspondents. Additionally, they are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. We continue to provide home equity financing directly to our customers, but have stopped originating or acquiring new home equity loans through indirect channels unless they are behind a Wells Fargo first mortgage and have a combined loan-to-value ratio lower than 85%. We also experienced increased net charge-offs in our unsecured consumer portfolios, such as credit cards and lines of credit, in part due to growth and in part due to increased economic stress in households.

Table 1: Six-Year Summary of Selected Financial Data

(in millions, except	2008	2007	2006	2005	2004	2003	% Change	Five-year
per share amounts)							2008/	compound
							2007	growth rate

INCOME STATEMENT
Net interest income	$25,143	$20,974	$19,951	$18,504	$17,150	$16,007	20%	9%
Noninterest income	16,754	18,416	15,740	14,445	12,909	12,382	(9)	6

Revenue	41,897	39,390	35,691	32,949	30,059	28,389	6	8
Provision for credit losses	15,979	4,939	2,204	2,383	1,717	1,722	224	56
Noninterest expense	22,661	22,824	20,837	19,018	17,573	17,190	(1)	6
Net income	$2,655	$8,057	$8,420	$7,671	$7,014	$6,202	(67)	(16)
Earnings per common share	0.70	2.41	2.50	2.27	2.07	1.84	(71)	(18)
Diluted earnings
per common share	0.70	2.38	2.47	2.25	2.05	1.83	(71)	(17)
Dividends declared
per common share	1.30	1.18	1.08	1.00	0.93	0.75	10	12

BALANCE SHEET
(at year end)
Securities available for sale	$151,569	$72,951	$42,629	$41,834	$33,717	$32,953	108	36
Loans	864,830	382,195	319,116	310,837	287,586	253,073	126	28
Allowance for loan losses	21,013	5,307	3,764	3,871	3,762	3,891	296	40
Goodwill	22,627	13,106	11,275	10,787	10,681	10,371	73	17
Assets	1,309,639	575,442	481,996	481,741	427,849	387,798	128	28
Core deposits (1)	745,432	311,731	288,068	253,341	229,703	211,271	139	29
Long-term debt	267,158	99,393	87,145	79,668	73,580	63,642	169	33
Common stockholders’ equity	68,272	47,628	45,814	40,660	37,866	34,469	43	15
Stockholders’ equity	99,084	47,628	45,814	40,660	37,866	34,469	108	24

(1)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

     Auto portfolio net charge-offs for 2008 were $1.23 billion (4.50% of average auto loans), compared with $1.02 billion (3.45%) in 2007. While we have continued to reduce the size of this portfolio and limited additional growth, the economic environment has adversely affected portfolio results. We have remained focused on our loss mitigation strategies, however, credit performance has deteriorated as a result of increased unemployment and depressed used car values, resulting in higher than expected losses for the year.
     The provision for credit losses was $15.98 billion in 2008, an increase of $11.04 billion from $4.94 billion in 2007, due to higher net charge-offs and the 2008 credit reserve build of $8.14 billion, including $3.9 billion to conform estimated loss emergence coverage periods to the most conservative of each company within FFIEC guidelines ($2.7 billion for Wells Fargo consumer loans and $1.2 billion for Wachovia commercial and Pick-a-Pay loans). The balance of the reserve build was attributed to higher projected loss rates across the majority of the consumer credit business, and some credit deterioration and growth in the wholesale portfolios. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $21.7 billion (2.51% of total loans) at December 31, 2008, compared with $5.52 billion (1.44%) at December 31, 2007.
     At December 31, 2008, total nonaccrual loans were $6.80 billion (0.79% of total loans) up from $2.68 billion (0.70%) at December 31, 2007. Total nonaccrual loans at December 31, 2008, excluded $20.0 billion of SOP 03-3 loans that were previously reflected as nonaccrual by Wachovia. The majority of the $4.1 billion increase in nonaccrual loans was in the real estate 1-4 family first mortgage portfolio, including $742 million in Wells Fargo Financial real estate and $424 million in Wells Fargo Home Mortgage, and was due to the national rise in mortgage default rates. Total nonperforming assets (NPAs) were $9.01 billion (1.04% of total loans) at December 31, 2008, compared with $3.87 billion (1.01%) at December 31, 2007. Total NPAs at December 31, 2008, excluded $20.0 billion of SOP 03-3 loans that were previously reflected as nonperforming by Wachovia. Foreclosed assets were $2.19 billion at December 31, 2008, including $885 million from Wachovia, compared with $1.18 billion at December 31, 2007. Foreclosed assets, a component of total NPAs, included $1.53 billion and $649 million in residential property and auto loans and $667 million and $535 million of foreclosed real estate securing Government National Mortgage Association (GNMA) loans at December 31, 2008 and 2007, respectively, consistent with regulatory reporting requirements. The foreclosed real estate securing GNMA loans of $667 million represented eight basis points of the ratio of NPAs to loans at December 31, 2008. Both principal and interest for the GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs.
     The Company and each of its subsidiary banks remained “well capitalized” under applicable regulatory capital adequacy guidelines. The ratio of common stockholders’ equity to total assets was 5.21% at December 31, 2008, compared with 8.28% at December 31, 2007. Our total risk-based capital (RBC) ratio at December 31, 2008, was 11.83% and our Tier 1 RBC ratio was 7.84%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2007, were 10.68% and 7.59%, respectively. Our Tier 1 leverage ratios were 14.52% and 6.83% at December 31, 2008 and 2007, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2008	2007	2006

PROFITABILITY RATIOS
Net income to average total assets (ROA)	0.44%	1.55%	1.73%
Net income applicable to common stock to average common stockholders’ equity (ROE)	4.79	17.12	19.52

EFFICIENCY RATIO (1)	54.1	57.9	58.4

CAPITAL RATIOS
At year end:
Common stockholders’ equity to assets	5.21	8.28	9.51
Risk-based capital (2)
Tier 1 capital	7.84	7.59	8.93
Total capital	11.83	10.68	12.49
Tier 1 leverage (2)(3)	14.52	6.83	7.88
Average balances:
Common stockholders’ equity to assets	8.18	9.04	8.88

PER COMMON SHARE DATA
Dividend payout (4)	185.7	49.0	43.2
Book value	$16.15	$14.45	$13.57
Market price (5)
High	$44.68	$37.99	$36.99
Low	19.89	29.29	30.31
Year end	29.48	30.19	35.56

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

(3)	Due to the Wachovia acquisition closing on December 31, 2008, the Tier 1 leverage ratio, which considers period-end Tier 1 capital and quarterly averages in the computation of the ratio, does not reflect average assets of Wachovia for the full period.

(4)	Dividends declared per common share as a percentage of earnings per common share.

(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.
Current Accounting Developments
On January 1, 2008, we adopted the following new accounting pronouncements:
•	FSP FIN 39-1 – Financial Accounting Standards Board (FASB) Staff Position on Interpretation No. 39, Amendment of FASB Interpretation No. 39;

•	EITF 06-4 – Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements;

•	EITF 06-10 – EITF Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements; and

•	SAB 109 – Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings.

     On July 1, 2008, we adopted the following new accounting pronouncement:
•	FSP FAS 157-3 – FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.
     We adopted the following new accounting pronouncements, which were effective for year-end 2008 reporting:
•	FSP FAS 140-4 and FIN 46(R)-8 – FASB Staff Position No. 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities;

•	FSP FAS 133-1 and FIN 45-4 – FASB Staff Position No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161; and

•	FSP EITF 99-20-1 – FASB Staff Position No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20.
     On April 30, 2007, the FASB issued FSP FIN 39-1, which amends Interpretation No. 39 to permit a reporting entity to offset the right to reclaim cash collateral (a receivable), or the obligation to return cash collateral (a payable), against derivative instruments executed with the same counterparty under the same master netting arrangement. The provisions of this FSP are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted FSP FIN 39-1 on January 1, 2008, and it did not have a material effect on our consolidated financial statements.
     On September 20, 2006, the FASB ratified the consensus reached by the EITF at its September 7, 2006, meeting with respect to EITF 06-4. On March 28, 2007, the FASB ratified the consensus reached by the EITF at its March 15, 2007, meeting with respect to EITF 06-10. These pronouncements require that for endorsement split-dollar life insurance arrangements and collateral split-dollar life insurance arrangements where the employee is provided benefits in postretirement periods, the employer should recognize the cost of providing that insurance over the employee’s service period by accruing a liability for the benefit obligation. Additionally, for collateral assignment split-dollar life insurance arrangements, an employer is required to recognize and measure an asset based upon the nature and substance of the agreement. EITF 06-4 and EITF 06-10 are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted EITF 06-4 and EITF 06-10 on January 1, 2008, and reduced beginning retained earnings for 2008 by $20 million (after tax), primarily related to split-dollar life insurance arrangements from the acquisition of Greater Bay Bancorp.
     On November 5, 2007, the Securities and Exchange Commission (SEC) issued SAB 109, which provides the staff’s views on the accounting for written loan commitments recorded at fair value under U.S. generally accepted accounting principles (GAAP). To make the staff’s views consistent with current authoritative accounting guidance, SAB 109 revises and rescinds portions of SAB 105, Application of
Accounting Principles to Loan Commitments. Specifically, SAB 109 states that the expected net future cash flows associated with the servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109, which we adopted on January 1, 2008, are applicable to written loan commitments recorded at fair value that are entered into beginning on or after January 1, 2008. The implementation of SAB 109 did not have a material impact on our first quarter 2008 results or the valuation of our loan commitments.
     On October 10, 2008, the FASB issued FSP FAS 157-3, which clarifies the application of FAS 157, Fair Value Measurements, in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. The FSP states that an entity should not automatically conclude that a particular transaction price is determinative of fair value. In a dislocated market, judgment is required to evaluate whether individual transactions are forced liquidations or distressed sales. When relevant observable market information is not available, a valuation approach that incorporates management’s judgments about the assumptions that market participants would use in pricing the asset in a current sale transaction is acceptable. The FSP also indicates that quotes from brokers or pricing services may be relevant inputs when measuring fair value, but are not necessarily determinative in the absence of an active market for the asset. In weighing a broker quote as an input to a fair value measurement, an entity should place less reliance on quotes that do not reflect the result of market transactions. Further, the nature of the quote (for example, whether the quote is an indicative price or a binding offer) should be considered when weighing the available evidence. The FSP was effective immediately and applied to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008. We adopted the FSP prospectively, beginning July 1, 2008. The adoption of the FSP did not have a material impact on our consolidated financial results or fair value determinations.
     On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8. This FSP is intended to improve disclosures about transfers of financial assets and continuing involvement with both qualifying special purpose entities (QSPEs) and variable interest entities (VIEs). The FSP requires qualitative and quantitative disclosures surrounding the nature of a company’s continuing involvement with QSPEs and VIEs, the carrying amount and classification of related assets and liabilities, including the nature of any restrictions on those assets and liabilities; contractual or non-contractual support provided to either QSPEs or VIEs; and a company’s maximum exposure to loss related to these activities. This FSP amends FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125, and FIN 46(R), Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of ARB No. 51. The FSP is effective for reporting periods (annual or interim) ending after December 15, 2008.

Because the FSP amends only the disclosure requirements, the adoption of the FSP did not affect our consolidated financial results. For additional information, see Note 8 (Securitizations and Variable Interest Entities).
     On September 12, 2008, the FASB issued FSP FAS 133-1 and FIN 45-4. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of credit derivatives. It amends FAS 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The FSP also amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others – an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend FAS 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008. Because the FSP amends only the disclosure requirements for credit derivatives and certain guarantees, the adoption of the FSP did not affect our consolidated financial results.
     On October 14, 2008, the SEC’s Office of the Chief Accountant (OCA) clarified its views on the application of other-than-temporary impairment guidance in FAS 115, Accounting for Certain Investments in Debt and Equity Securities, to certain perpetual preferred securities. The OCA concluded that it would not object to a registrant applying an other-than-temporary impairment model to investments in perpetual preferred securities that possess significant debt-like characteristics that is similar to the impairment model applied to debt securities, provided there has been no evidence of deterioration in credit of the issuer. An entity is permitted to apply the OCA’s views in its financial statements included in filings subsequent to the date of the letter. Accordingly, in third quarter 2008, we began applying this OCA guidance and have subsequently recorded other-than-temporary impairment on certain investment grade perpetual preferred securities where we believe credit events of the issuers have occurred.
     On January 12, 2009, the FASB issued FSP EITF 99-20-1, which amends EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (EITF 99-20), to achieve more consistent determinations of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred. The provisions of the FSP are to be applied prospectively and are considered effective for reporting periods (annual or interim) ending after December 15, 2008. Beginning with our fourth quarter 2008 results, based on this FSP guidance, we recorded no other-than-temporary impairment for certain EITF 99-20 securities that otherwise may have been considered impaired.
     On December 4, 2007, the FASB issued FAS 141 (revised 2007), Business Combinations (FAS 141R). This statement requires an acquirer to recognize the assets acquired (including loan receivables), the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, to be measured at their fair values as of that date, with limited exceptions. The acquirer is not permitted to recognize a separate valuation allowance as of the acquisition date for loans and other assets acquired in a business combination. The revised statement requires acquisition-related costs to be expensed separately from the acquisition. It also requires restructuring costs that the acquirer expected but was not obligated to incur, to be expensed separately from the business combination. FAS 141R is applicable prospectively to business combinations completed on or after January 1, 2009. Early adoption is not permitted.
     In December 2008, the FASB issued FAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (FAS 160). FAS 160 requires that noncontrolling interests (referred to as minority interests) be reported as a component of stockholders’ equity in the balance sheet. Prior to adoption of FAS 160 they are classified in liabilities or between liabilities and stockholders’ equity. This new standard also changes the way a minority interest is presented in the income statement such that a parent’s consolidated income statement includes amounts attributable to both the parent’s interest and the noncontrolling interest. FAS 160 requires that a parent recognize a gain or loss when a subsidiary is deconsolidated. The remaining interest is initially recorded at fair value. Other changes in ownership interest where the parent continues to have a majority ownership interest in the subsidiary are accounted for as capital transactions.
     FAS 160 is effective for fiscal years and interim periods within fiscal years, beginning on or after December 15, 2008. Early adoption is not permitted. Adoption is applied prospectively to all noncontrolling interests including those that arose prior to the adoption of FAS 160, with retrospective adoption required for disclosure of noncontrolling interests held as of the adoption date.
     We hold a controlling interest in a joint venture with Prudential Financial, Inc. (Prudential) as described in more detail on page 57. Prudential’s noncontrolling interest of 23% is included in other liabilities in the balance sheet, and amounted to $824 million at December 31, 2008. Under the terms of the original agreement under which the joint venture was established between Wachovia and Prudential, each party has certain rights such that changes in our ownership interest can occur. Prudential has stated its intention to exercise its option to put its noncontrolling interest to us at a date in the future.
     As a result of the issuance of FAS 160 and related interpretive guidance, along with this stated intention, in the first quarter of 2009, the carrying value of Prudential’s noncontrolling interest in the joint venture will be increased from its December 31, 2008, carrying value to the estimated maximum redemption amount, with the offset recorded to additional paid-in capital.

     On February 20, 2008, the FASB issued FSP FAS No. 140-3, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FSP FAS 140-3). FSP FAS 140-3 requires that, if an entity transfers a loan to, and then subsequently executes a repurchase financing with the transferor collateralized by that loan, then the transferor would not be permitted to treat the initial transfer as a sale unless certain criteria are met, including that the transferred asset must be readily obtainable in the marketplace. The provisions of this FSP are effective beginning January 1, 2009, and shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after this date. Early application is not permitted. FSP FAS 140-3 is not expected to have a material effect on our consolidated financial results.
     On March 19, 2008, the FASB issued FAS 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (FAS 161). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. It requires enhanced disclosures about how and why an entity uses derivatives, how derivatives and related hedged items are accounted for, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. The provisions of FAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Because FAS 161 amends only the disclosure requirements for derivative instruments and hedged items, the adoption of FAS 161 will not affect our consolidated financial results.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements) are fundamental to understanding our results of operations and financial condition, because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Six of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:
•	the allowance for credit losses;

•	acquired loans accounted for under SOP 03-3;

•	the valuation of residential mortgage servicing rights (MSRs);

•	the fair valuation of financial instruments;

•	pension accounting; and

•	income taxes.
     Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee of the Company’s Board of Directors.
Allowance for Credit Losses
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We have an established process, using several analytical tools and benchmarks, to calculate a range of possible outcomes and determine the adequacy of the allowance. The allowance carried over from Wachovia was generally subject to the same methodology described above. No single statistic or measurement determines the adequacy of the allowance. Loan recoveries and the provision for credit losses increase the allowance, while loan charge-offs decrease the allowance.
PROCESS TO DETERMINE THE ADEQUACY OF THE ALLOWANCE FOR CREDIT LOSSES While we attribute portions of the allowance to specific loan categories as part of our analytical process, the entire allowance is used to absorb credit losses inherent in the total loan portfolio.
     At December 31, 2008, the portion of the allowance for credit losses estimated at a pooled level for consumer loans and some segments of commercial small business loans was $16.4 billion. For purposes of determining the allowance for credit losses, we pool certain loans in our portfolio by product type, primarily for the auto, credit card and real estate mortgage portfolios. To achieve greater accuracy, we further segment selected portfolios. As appropriate, the business groups may attempt to achieve greater accuracy through segmentation by sub-product, origination channel, vintage, loss type, geography and other predictive characteristics. For example, credit cards are segmented by origination channel and the Home Equity portfolios are further segmented between liquidating and nonliquidating. In the case of residential mortgages, we segment the liquidating Pick-a-Pay portfolio, and further segment this portfolio based on origination channel.
     To measure losses inherent in consumer loans and some commercial small business loans, we use loss models and other quantitative, mathematical techniques to forecast losses. Each business group forecasts losses for loans as of the balance sheet date over the estimated loss emergence period.
     Each business group determines the model type and/or segmentation method that fits the loss characteristics of its portfolios and provides the greatest level of forecasting accuracy. We use both internally developed and vendor supplied roll rate/net cash flow models. Roll rate/net cash flow models, vintage base-models and behavior score models are often used for near-term loss projections as well as time series/statistical trend models for longer term projections. Models are independently validated and are reviewed by corporate credit personnel to ensure that the theory, assumptions, data, computational processes, reporting and end-user controls of the models are appropriate and well documented. In addition, regulatory examiners review and perform detailed tests of our allowance processes.
     Forecasted losses are compared with actual losses and this information is used by management in order to develop an allowance that management believes adequate to cover losses inherent in the loan portfolio as of the reporting date.
     The portion of the allowance for commercial loans, commercial real estate loans and lease financing was $4.5 billion at December 31, 2008. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, for each specific loan grade. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty.
     We also assess and account for certain nonaccrual commercial and commercial real estate loans that are over $5 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring as impaired. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss. At December 31, 2008, we included $816 million in the allowance related to impaired loans.
     Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of our judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect our view of risk in each loan portfolio.
     In addition, the allowance for credit losses included a reserve for unfunded credit commitments of $698 million at December 31, 2008.
     The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. To estimate the possible range of allowance required at December 31, 2008, and the related change in provision expense, we assumed the following scenarios of a reasonably possible deterioration or improvement in loan credit quality.
Assumptions for deterioration in loan credit quality were:
•	for consumer loans, a 55 basis point increase in estimated loss rates from actual 2008 loss levels, prolonged residential real estate value deterioration, continued increase in unemployment levels and higher bankruptcy levels; and
•	for wholesale loans, a 17 basis point increase in estimated loss rates from actual 2008 loss levels, an increase in corporate bankruptcies and continued deterioration in the homebuilder environment.
Assumptions for improvement in loan credit quality were:
•	for consumer loans, a 24 basis point decrease in estimated loss rates from actual 2008 loss levels, adjusting for residential real estate value stabilization and real estate sales market improvement; and
•	for wholesale loans, a 14 basis point decrease in estimated loss rates, large unexpected losses not realized and an improved home builder environment.
     Under these assumptions for deterioration in loan credit quality, another $3.2 billion in expected losses could occur and under the assumptions for improvement, a $1.6 billion reduction in expected losses could occur.
     Changes in the estimate of the allowance for credit losses and the related provision expense can materially affect net income. The example above is only one of a number of reasonably possible scenarios. Determining the allowance for credit losses requires us to make forecasts of losses that are highly uncertain and require a high degree of judgment. The increase in the allowance for credit losses in excess of net charge-offs in 2008 was primarily due to adjustments to conform to the most conservative methodology from Wells Fargo and Wachovia, general deterioration in most of our portfolios given the current economic environment, especially in the Home Equity portfolios stemming from the steeper than anticipated decline in national home prices and a lengthening in the loss emergence timing for consumer credit portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements and “Risk Management — Credit Risk Management Process” for further discussion of our allowance for credit losses.
Acquired Loans Accounted for under SOP 03-3
Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent loan to value percentages. Purchased credit-impaired loans are accounted for under SOP 03-3 and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, an allowance for credit losses related to these loans is not carried over and recorded at the acquisition date. We estimate the cash flows expected to be collected at acquisition using our internal credit risk, interest rate risk and prepayment risk models, which incorporate our best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds.
     Under SOP 03-3, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan losses to the extent any has been recorded) with a positive impact on interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, foreclosure or TDRs, result in removal of the loan from the SOP 03-3 portfolio at its carrying amount.
     In connection with the Wachovia acquisition, we acquired certain loans that were deemed to be credit impaired under SOP 03-3. SOP 03-3 allows purchasers to aggregate credit-impaired loans acquired in the same fiscal quarter into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. With respect to the Wachovia acquisition, we aggregated all of the consumer loans and wholesale loans with balances of $3 million or less into pools with common risk characteristics. We accounted for wholesale loans with balances in excess of $3 million individually.
     To estimate the possible impact on the accounting for the SOP 03-3 loans as of December 31, 2008, we assumed the following scenarios of a reasonable possible improvement or deterioration in loan credit quality.
     Assumptions for deterioration in loan credit quality for SOP 03-3 loans were:
•	for Pick-a-Pay loans, a 10% increase in expected life of loan loss rates from December 31, 2008, purchase accounting estimates, based on increased loss severity due to prolonged residential real estate value deterioration, continued increase in unemployment levels and higher bankruptcy levels; and
•	for commercial real estate loans, a 10% increase in expected life of loan loss rates from December 31, 2008, purchase accounting estimates due to continued deterioration in the homebuilder and income property sectors.
     Assumptions for improvement in loan credit quality for SOP 03-3 were:
•	for Pick-a-Pay loans, a 10% decrease in expected life of loan loss rates from December 31, 2008, purchase accounting estimates, based on decreased loss severity due to residential real estate value stabilization; and
•	for commercial real estate loans, a 10% decrease in expected life of loan loss rates from December 31, 2008, purchase accounting estimates due to an improvement in the home-builder and income property sectors.
     Had the expected life of loan loss rates we used to determine the nonaccretable difference at December 31, 2008, for these two portfolios reflected the 10% increase or decrease in life of loan loss rates as described above, the nonaccretable difference would have changed by approximately $2.4 billion for Pick-a-Pay loans and $680 million for commercial real estate.
     In accordance with SOP 03-3, loans that were classified as nonperforming loans by Wachovia are no longer classified as nonperforming because, at acquisition, we believe we will fully collect the new carrying value of these loans. It is important to note that judgment is required in reclassifying loans subject to SOP 03-3 to performing status, and is dependent on having a reasonable expectation about the timing and amount of cash flows expected to be collected, even if the loan is contractually past due.
Valuation of Residential Mortgage Servicing Rights
We recognize as assets the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), whether we purchase the servicing rights, or the servicing rights result from the sale or securitization of loans we originate (asset transfers). We also acquire MSRs under co-issuer agreements that provide for us to service loans that are originated and securitized by third-party correspondents. We initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value measurement method, under which purchased MSRs and MSRs from asset transfers are capitalized and carried at fair value.
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
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we may use securities available for sale and free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of MSRs, with the resulting gains or losses reflected in income. Changes in the fair value of the MSRs from changing mortgage interest rates are generally offset by gains or losses in the fair value of the derivatives depending on the amount of MSRs we hedge and the particular instruments used to hedge the MSRs. We may choose not to fully hedge MSRs, partly because origination volume tends to act as a “natural hedge.” For example, as interest rates decline, servicing values generally decrease and fees from origination volume tend to increase. Conversely, as interest rates increase, the fair value of the MSRs generally increases, while fees from origination volume tend to decline. See “Mortgage Banking Interest Rate and Market Risk” for discussion of the timing of the effect of changes in mortgage interest rates.

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
     We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an independent internal model validation group operating in accordance with Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed–a key assumption in the model–is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate used to determine the present value of estimated future net servicing income–another key assumption in the model–is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.
     These key economic assumptions and the sensitivity of the fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 8 (Securitizations and Variable Interest Entities) to Financial Statements.
Fair Valuation of Financial Instruments
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential mortgages held for sale (MHFS), certain commercial loans held for sale (LHFS), principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as nonprime residential and commercial MHFS, certain LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Further, we include in Notes to Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its impact to earnings. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.
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
•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury and other U.S. government securities that are traded by dealers or brokers in active over-the-counter markets.
•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets and MHFS that are valued based on prices for other mortgage whole loans with similar characteristics.
•	Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
     In accordance with FAS 157, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. Most of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded to our financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

     The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When significant adjustments are required to available observable inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.
     Approximately 19% of total assets ($247.5 billion) at December 31, 2008, and 22% of total assets ($123.8 billion) at December 31, 2007, consisted of financial instruments recorded at fair value on a recurring basis. Assets for which fair values were measured using significant Level 3 inputs represented approximately 19% of these financial instruments (4% of total assets) at December 31, 2008, and approximately 18% (4% of total assets) at December 31, 2007. The fair value of the remaining assets were measured using valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements.
     Our financial assets valued using Level 3 measurements consisted of certain asset-backed securities, including those collateralized by auto leases and cash reserves, private collateralized mortgage obligations (CMOs), collateralized debt obligations (CDOs), collateralized loan obligations (CLOs), auction-rate securities, certain derivative contracts such as credit default swaps related to CMO, CDO and CLO exposures and certain MHFS and MSRs. While MSR valuations generally require use of significant unobservable inputs and therefore are classified as Level 3, significant judgment may be required to determine whether certain other assets measured at fair value are included in Level 2 or Level 3. For example, we closely monitor market conditions involving assets that have become less actively traded, such as MHFS, private CMOs, and certain other debt securities, including CDOs and CLOs. See Note 8 (Securitizations and Variable Interest Entities) to Financial Statements for a detailed discussion of the key assumptions used to determine the fair value of our MSRs and the related sensitivity analysis. If fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume and do not require significant adjustment using unobservable inputs, those assets are classified as Level 2; if not, they are classified as Level 3. Making this assessment requires significant judgment. In 2008, $4.3 billion of fair value option MHFS and $1.9 billion of debt securities available for sale were transferred from Level 2 to Level 3 because significant inputs to the valuation became unobservable, largely due to reduced levels of market liquidity.
     We use prices from independent pricing services and to a lesser extent, indicative (non-binding) quotes from independent brokers, to measure fair value of our investment securities. See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements for the amount and fair value hierarchy classification of those securities measured at fair value using an independent pricing service and those measured at fair value using broker quotes. We utilize multiple independent pricing services and brokers to obtain fair values, however, we generally obtain one price/quote for each individual security. For securities priced by independent pricing services, we determine the most appropriate and relevant pricing service for each security class and have that vendor provide the price for each security in the class. We record the unadjusted value provided by the independent pricing service/broker in our financial statements, subject to our internal price verification procedures. We validate prices received from pricing services or brokers using a variety of methods, including, but not limited to, comparison to secondary pricing services, corroboration of pricing by reference to other independent market data such as secondary broker quotes and relevant benchmark indices, and review of pricing by Company personnel familiar with market liquidity and other market-related conditions. Based upon our internal price verification procedures and review of fair value methodology documentation provided by independent pricing services, we have concluded that the fair values for our investment securities at year end were consistent with the guidance in FAS 157.
     Approximately 2% of total liabilities ($18.8 billion) at December 31, 2008, and 0.5% ($2.6 billion) at December 31, 2007, consisted of financial instruments recorded at fair value on a recurring basis. Liabilities valued using Level 3 measurements were $638 million and $280 million at December 31, 2008 and 2007, respectively.
     See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements for a complete discussion on our use of fair valuation of financial instruments, our related measurement techniques and its impact to our financial statements.
Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by FAS 87, Employers’ Accounting for Pensions, as amended by FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). FAS 158 was issued on September 29, 2006, and became effective for us on December 31, 2006. FAS 158 requires us to recognize the funded status of our pension and postretirement benefit plans in our balance sheet. Additionally, FAS 158 required us to use a year-end measurement date beginning in 2008. The adoption of FAS 158 did not change the amount of net periodic benefit expense recognized in our income statement.

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
     To determine if the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Our expected rate of return for 2009 is 8.75%, the same rate used for 2008 and 2007. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension expense calculations over the next five years. Due to the dramatic downturn in market conditions during 2008, our actual rate of return for 2008 was negative, and was therefore significantly less than our long-term expected rate of return of 8.75%. This difference will increase our 2009 pension expense by approximately $600 million due to higher actuarial loss amortization combined with a lower rate of return component of pension expense, as compared to our 2008 pension expense. Although our plan assets experienced a negative return in 2008, our plan assets have earned an average annualized rate of return of about 9% over the last 25 years. Our average remaining service period is approximately 10 years. See Note 20 (Employee Benefits and Other Expenses) to Financial Statements for information on funding, changes in the pension benefit obligation, and plan assets (including the investment categories, asset allocation and the fair value).
     If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, 2009 pension expense would decrease/increase by approximately $74 million.
DISCOUNT RATE We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the current rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. To determine the discount rate, we review, with our independent actuary, spot interest rate yield curves based upon yields from a broad population of high-quality bonds, adjusted to match the timing and amounts of the Cash Balance Plan’s expected benefit payments. We used a discount rate of 6.75% in 2008 and 6.25% in 2007.
     If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, pension expense would decrease by approximately $72 million. If we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, 2009 pension expense would increase by approximately $70 million. The decrease in pension expense due to a 1% increase in discount rate differs slightly from the increase in pension expense due to a 1% decrease in discount rate due to the impact of the 5% gain/loss corridor.
Income Taxes
We are subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which we operate. We account for income taxes in accordance with FAS 109, Accounting for Income Taxes, as interpreted by FIN 48, Accounting for Uncertainty in Income Taxes. Our income tax expense consists of two components: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognized enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. We account for interest and penalties as a component of income tax expense.
     The income tax laws of the jurisdictions in which we operate are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. We must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions by the govern-

ment taxing authorities, both domestic and foreign. Our interpretations may be subjected to review during examination by taxing authorities and disputes may arise over the respective tax positions. We attempt to resolve these disputes during the tax examination and audit process and ultimately through the court systems when applicable.
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
     Net interest income on a taxable-equivalent basis was $25.4 billion in 2008, up 20% from $21.1 billion in 2007. Our net interest margin increased to 4.83% for 2008 from 4.74% for 2007. Both the increase in net interest income and the increase in the net interest margin were largely driven by disciplined deposit pricing and lower market funding costs.
     Average earning assets increased $77.6 billion to $523.5 billion in 2008 from $445.9 billion in 2007. Average loans increased to $398.5 billion in 2008 from $344.8 billion in 2007. Average mortgages held for sale decreased to $25.7 billion in 2008 from $33.1 billion in 2007. Average debt securities available for sale increased to $86.3 billion in 2008 from $57.0 billion in 2007.
     The purchase accounting adjustments that we recorded on Wachovia’s interest-earning assets and interest-bearing liabilities to reflect market rates of interest for each instrument or pool of instruments will affect net interest income beginning in first quarter 2009. The more significant of these adjustments include an $8.2 billion net increase to loans where amortization will decrease net interest income, a $4.4 billion net increase to deposits, specifically certificates of deposit, and a $190 million increase to long-term debt, where amortization for both will increase net interest income.
     Core deposits are an important contributor to growth in net interest income and the net interest margin, and are a low-cost source of funding. Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). We have one of the largest bases of core deposits among large U.S. banks. Average core deposits grew 7% to $325.2 billion in 2008 from $303.1 billion in 2007 and funded 82% and 88% of average total loans in 2008 and 2007, respectively. Total average retail core deposits, which exclude Wholesale Banking core deposits and retail mortgage escrow deposits, for 2008 grew $13.1 billion (6%) from 2007. Average mortgage escrow deposits decreased to $21.0 billion in 2008 from $21.5 billion in 2007. Average savings certificates of deposit decreased to $39.5 billion in 2008 from $40.5 billion in 2007 and average noninterest-bearing checking accounts and other core deposit categories (interest-bearing checking and market rate and other savings) increased to $260.2 billion in 2008 from $241.9 billion in 2007. Total average interest-bearing deposits increased to $266.1 billion in 2008 from $239.2 billion in 2007, predominantly due to growth in market rate and other savings, along with growth in foreign deposits, offset by a decline in other time deposits.
     Table 3 presents the individual components of net interest income and the net interest margin.

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)(3)

(in millions)	2008			2007
	Average	Yields/	Interest	Average	Yields/	Interest
	balance	rates	income/	balance	rates	income/
			expense			expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$5,293	1.71%	$90	$4,468	4.99%	$223
Trading assets	4,971	3.80	189	4,291	4.37	188
Debt securities available for sale (4):
Securities of U.S. Treasury and federal agencies	1,083	3.84	41	848	4.26	36
Securities of U.S. states and political subdivisions	6,918	6.83	501	4,740	7.37	342
Mortgage-backed securities:
Federal agencies	44,777	5.97	2,623	38,592	6.10	2,328
Private collateralized mortgage obligations	20,749	6.04	1,412	6,548	6.12	399

Total mortgage-backed securities	65,526	5.99	4,035	45,140	6.10	2,727
Other debt securities (5)	12,818	7.17	1,000	6,295	7.52	477

Total debt securities available for sale (5)	86,345	6.22	5,577	57,023	6.34	3,582
Mortgages held for sale (6)	25,656	6.13	1,573	33,066	6.50	2,150
Loans held for sale (6)	837	5.69	48	896	7.76	70
Loans:
Commercial and commercial real estate:
Commercial	98,620	6.12	6,034	77,965	8.17	6,367
Other real estate mortgage	41,659	5.80	2,416	32,722	7.38	2,414
Real estate construction	19,453	5.08	988	16,934	7.80	1,321
Lease financing	7,141	5.62	401	5,921	5.84	346

Total commercial and commercial real estate	166,873	5.90	9,839	133,542	7.82	10,448
Consumer:
Real estate 1-4 family first mortgage	75,116	6.67	5,008	61,527	7.25	4,463
Real estate 1-4 family junior lien mortgage	75,375	6.55	4,934	72,075	8.12	5,851
Credit card	19,601	12.13	2,378	15,874	13.58	2,155
Other revolving credit and installment	54,368	8.72	4,744	54,436	9.71	5,285

Total consumer	224,460	7.60	17,064	203,912	8.71	17,754
Foreign	7,127	10.50	748	7,321	11.68	855

Total loans (6)	398,460	6.94	27,651	344,775	8.43	29,057
Other	1,920	4.73	91	1,402	5.07	71

Total earning assets	$523,482	6.69	35,219	$445,921	7.93	35,341

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,650	1.12	64	$5,057	3.16	160
Market rate and other savings	166,691	1.32	2,195	147,939	2.78	4,105
Savings certificates	39,481	3.08	1,215	40,484	4.38	1,773
Other time deposits	6,656	2.83	187	8,937	4.87	435
Deposits in foreign offices	47,578	1.81	860	36,761	4.57	1,679

Total interest-bearing deposits	266,056	1.70	4,521	239,178	3.41	8,152
Short-term borrowings	65,826	2.25	1,478	25,854	4.81	1,245
Long-term debt	102,283	3.70	3,789	93,193	5.18	4,824

Total interest-bearing liabilities	434,165	2.25	9,788	358,225	3.97	14,221
Portion of noninterest-bearing funding sources	89,317	—	—	87,696	—	—

Total funding sources	$523,482	1.86	9,788	$445,921	3.19	14,221

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.83%	$25,431		4.74%	$21,120

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,175			$11,806
Goodwill	13,353			11,957
Other	56,386			51,068

Total noninterest-earning assets	$80,914			$74,831

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$87,820			$88,907
Other liabilities	28,939			26,557
Preferred stockholders’ equity	4,051			—
Common stockholders’ equity	49,421			47,063
Noninterest-bearing funding sources used to fund earning assets	(89,317)			(87,696)

Net noninterest-bearing funding sources	$80,914			$74,831

TOTAL ASSETS	$604,396			$520,752

(1)	Because the Wachovia acquisition was completed at the end of 2008, Wachovia’s assets and liabilities are not included in average balances, and Wachovia’s results are not reflected in interest income/expense.

(2)	Our average prime rate was 5.09%, 8.05%, 7.96%, 6.19% and 4.34% for 2008, 2007, 2006, 2005 and 2004, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 2.93%, 5.30%, 5.20%, 3.56% and 1.62% for the same years, respectively.

(3)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(in millions)	2006			2005			2004
	Average	Yields/	Interest	Average	Yields/	Interest	Average	Yields/	Interest
	balance	rates	income/	balance	rates	income/	balance	rates	income/
			expense			expense			expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$5,515	4.80%	$265	$5,448	3.01%	$164	$4,254	1.49%	$64
Trading assets	4,958	4.95	245	5,411	3.52	190	5,286	2.75	145
Debt securities available for sale (4):
Securities of U.S. Treasury and federal agencies	875	4.36	39	997	3.81	38	1,161	4.05	46
Securities of U.S. states and political subdivisions	3,192	7.98	245	3,395	8.27	266	3,501	8.00	267
Mortgage-backed securities:
Federal agencies	36,691	6.04	2,206	19,768	6.02	1,162	21,404	6.03	1,248
Private collateralized mortgage obligations	6,640	6.57	430	5,128	5.60	283	3,604	5.16	180

Total mortgage-backed securities	43,331	6.12	2,636	24,896	5.94	1,445	25,008	5.91	1,428
Other debt securities (5)	6,204	7.10	439	3,846	7.10	266	3,395	7.72	236

Total debt securities available for sale (5)	53,602	6.31	3,359	33,134	6.24	2,015	33,065	6.24	1,977
Mortgages held for sale (6)	42,855	6.41	2,746	38,986	5.67	2,213	32,263	5.38	1,737
Loans held for sale (6)	630	7.40	47	2,857	5.10	146	8,201	3.56	292
Loans:
Commercial and commercial real estate:
Commercial	65,720	8.13	5,340	58,434	6.76	3,951	49,365	5.77	2,848
Other real estate mortgage	29,344	7.32	2,148	29,098	6.31	1,836	28,708	5.35	1,535
Real estate construction	14,810	7.94	1,175	11,086	6.67	740	8,724	5.30	463
Lease financing	5,437	5.72	311	5,226	5.91	309	5,068	6.23	316

Total commercial and commercial real estate	115,311	7.78	8,974	103,844	6.58	6,836	91,865	5.62	5,162
Consumer:
Real estate 1-4 family first mortgage	57,509	7.27	4,182	78,170	6.42	5,016	87,700	5.44	4,772
Real estate 1-4 family junior lien mortgage	64,255	7.98	5,126	55,616	6.61	3,679	44,415	5.18	2,300
Credit card	12,571	13.29	1,670	10,663	12.33	1,315	8,878	11.80	1,048
Other revolving credit and installment	50,922	9.60	4,889	43,102	8.80	3,794	33,528	9.01	3,022

Total consumer	185,257	8.57	15,867	187,551	7.36	13,804	174,521	6.38	11,142
Foreign	6,343	12.39	786	4,711	13.49	636	3,184	15.30	487

Total loans (6)	306,911	8.35	25,627	296,106	7.19	21,276	269,570	6.23	16,791
Other	1,357	4.97	68	1,581	4.34	68	1,709	3.81	65

Total earning assets	$415,828	7.79	32,357	$383,523	6.81	26,072	$354,348	5.97	21,071

FUNDING SOURCES
Deposits:
Interest-bearing checking	$4,302	2.86	123	$3,607	1.43	51	$3,059	0.44	13
Market rate and other savings	134,248	2.40	3,225	129,291	1.45	1,874	122,129	0.69	838
Savings certificates	32,355	3.91	1,266	22,638	2.90	656	18,850	2.26	425
Other time deposits	32,168	4.99	1,607	27,676	3.29	910	29,750	1.43	427
Deposits in foreign offices	20,724	4.60	953	11,432	3.12	357	8,843	1.40	124

Total interest-bearing deposits	223,797	3.21	7,174	194,644	1.98	3,848	182,631	1.00	1,827
Short-term borrowings	21,471	4.62	992	24,074	3.09	744	26,130	1.35	353
Long-term debt	84,035	4.91	4,124	79,137	3.62	2,866	67,898	2.41	1,637

Total interest-bearing liabilities	329,303	3.73	12,290	297,855	2.50	7,458	276,659	1.38	3,817
Portion of noninterest-bearing funding sources	86,525	—	—	85,668	—	—	77,689	—	—

Total funding sources	$415,828	2.96	12,290	$383,523	1.95	7,458	$354,348	1.08	3,817

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.83%	$20,067		4.86%	$18,614		4.89%	$17,254

NONINTEREST-EARNING ASSETS
Cash and due from banks	$12,466			$13,173			$13,055
Goodwill	11,114			10,705			10,418
Other	46,615			38,389			32,758

Total noninterest-earning assets	$70,195			$62,267			$56,231

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$89,117			$87,218			$79,321
Other liabilities	24,467			21,559			18,764
Preferred stockholders’ equity	—			—			—
Common stockholders’ equity	43,136			39,158			35,835
Noninterest-bearing funding sources used to fund earning assets	(86,525)			(85,668)			(77,689)

Net noninterest-bearing funding sources	$70,195			$62,267			$56,231

TOTAL ASSETS	$486,023			$445,790			$410,579

(4)	Yields are based on amortized cost balances computed on a settlement date basis.

(5)	Includes certain preferred securities.

(6)	Nonaccrual loans and related income are included in their respective loan categories.

(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for all years presented.

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

Table 4: Analysis of Changes in Net Interest Income

(in millions)	Year ended December 31,
	2008 over 2007			2007 over 2006
	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$35	$(168)	$(133)	$(52)	$10	$(42)
Trading assets	26	(25)	1	(30)	(27)	(57)
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	9	(4)	5	(2)	(1)	(3)
Securities of U.S. states and political subdivisions	181	(22)	159	117	(20)	97
Mortgage-backed securities:
Federal agencies	349	(54)	295	102	20	122
Private collateralized mortgage obligations	1,017	(4)	1,013	(5)	(26)	(31)
Other debt securities	543	(20)	523	8	30	38
Mortgages held for sale	(460)	(117)	(577)	(634)	38	(596)
Loans held for sale	(4)	(18)	(22)	21	2	23
Loans:
Commercial and commercial real estate:
Commercial	1,471	(1,804)	(333)	1,001	26	1,027
Other real estate mortgage	581	(579)	2	248	18	266
Real estate construction	176	(509)	(333)	167	(21)	146
Lease financing	69	(14)	55	28	7	35
Consumer:
Real estate 1-4 family first mortgage	924	(379)	545	292	(11)	281
Real estate 1-4 family junior lien mortgage	258	(1,175)	(917)	634	91	725
Credit card	470	(247)	223	448	37	485
Other revolving credit and installment	(7)	(534)	(541)	339	57	396
Foreign	(22)	(85)	(107)	116	(47)	69
Other	25	(5)	20	2	1	3

Total increase (decrease) in interest income	5,641	(5,763)	(122)	2,800	184	2,984

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	17	(113)	(96)	23	14	37
Market rate and other savings	469	(2,379)	(1,910)	345	535	880
Savings certificates	(43)	(515)	(558)	343	164	507
Other time deposits	(94)	(154)	(248)	(1,134)	(38)	(1,172)
Deposits in foreign offices	396	(1,215)	(819)	732	(6)	726
Short-term borrowings	1,158	(925)	233	211	42	253
Long-term debt	439	(1,474)	(1,035)	465	235	700

Total increase (decrease) in interest expense	2,342	(6,775)	(4,433)	985	946	1,931

Increase (decrease) in net interest income on a taxable-equivalent basis	$3,299	$1,012	$4,311	$1,815	$(762)	$1,053

Noninterest Income
We earn trust, investment and IRA fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2008, these assets totaled $1.62 trillion, including $510 billion from the Wachovia acquisition, up 45% from $1.12 trillion at December 31, 2007. Trust, investment and IRA fees are primarily based on a tiered scale relative to the market value of the assets under management or administration. The fees declined 6% in 2008 from a year ago, while the S&P 500 declined 35% over the same period.
     We also receive commissions and other fees for providing services to full-service and discount brokerage customers. Generally, these fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, or asset-based fees, which are based on the market value of the customer’s assets. At December 31, 2008, brokerage balances totaled $970 billion, including $859 billion from the Wachovia acquisition, up from $131 billion at December 31, 2007.
     Card fees increased 9% to $2,336 million in 2008 from $2,136 million in 2007, due to continued growth in new accounts and higher credit and debit card transaction volume. Purchase volume on these cards increased 8% from a year ago and average card balances were up 25%.
     Mortgage banking noninterest income was $2,525 million in 2008, compared with $3,133 million in 2007. In addition to servicing fees, net servicing income includes both changes in the fair value of MSRs during the period as well as changes in

Table 5: Noninterest Income

(in millions)	Year ended December 31,			% Change
	2008	2007	2006	2008/	2007/
				2007	2006

Service charges on deposit accounts	$3,190	$3,050	$2,690	5%	13%
Trust and investment fees:
Trust, investment and IRA fees	2,161	2,305	2,033	(6)	13
Commissions and all other fees	763	844	704	(10)	20

Total trust and investment fees	2,924	3,149	2,737	(7)	15
Card fees	2,336	2,136	1,747	9	22
Other fees:
Cash network fees	188	193	184	(3)	5
Charges and fees on loans	1,037	1,011	976	3	4
All other fees	872	1,088	897	(20)	21

Total other fees	2,097	2,292	2,057	(9)	11
Mortgage banking:
Servicing income, net	979	1,511	893	(35)	69
Net gains on mortgage loan origination/sales activities	1,183	1,289	1,116	(8)	16
All other	363	333	302	9	10

Total mortgage banking	2,525	3,133	2,311	(19)	36
Operating leases	427	703	783	(39)	(10)
Insurance	1,830	1,530	1,340	20	14
Net gains from trading activities	275	544	544	(49)	—
Net gains (losses) on debt securities available for sale	1,037	209	(19)	396	NM
Net gains (losses) from equity investments	(737)	734	738	NM	(1)
All other	850	936	812	(9)	15

Total	$16,754	$18,416	$15,740	(9)	17

NM – Not meaningful
the value of derivatives (economic hedges) used to hedge the MSRs. Net servicing income for 2008 included a $242 million net MSRs valuation loss that was recorded to earnings ($3.34 billion fair value loss offsetting by a $3.10 billion economic hedging gain) and for 2007 included a $583 million net MSRs valuation gain ($571 million fair value loss offsetting a $1.15 billion economic hedging gain). Our portfolio of loans serviced for others was $1.86 trillion, including $379 billion acquired from Wachovia, at December 31, 2008, up 30% from $1.43 trillion at December 31, 2007. At December 31, 2008, the ratio of MSRs to related loans serviced for others was 0.87%.
     Net gains on mortgage loan origination/sales activities were $1,183 million in 2008, down from $1,289 million in 2007. Residential real estate originations totaled $230 billion in 2008, compared with $272 billion in 2007. For additional detail, see “Asset/Liability and Market Risk Management –Mortgage Banking Interest Rate and Market Risk,” and Note 1 (Summary of Significant Accounting Policies), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements.
     Mortgage loans are repurchased based on standard representations and warranties and early payment default clauses in mortgage sale contracts. The $234 million increase in the repurchase reserve in 2008 included $208 million related to standard representations and warranties as the housing market deteriorated and loss severities on repurchases increased. An additional $26 million related to an increase in projected early payment defaults, due to the overall deterioration in the market. To the extent the market does not recover, Home
Mortgage could continue to have increased loss severity on repurchases, causing future increases in the repurchase reserve. In addition, there was $29 million in warehouse valuation adjustments in 2008 due to increasing losses associated with repurchase risk. The write-down of the mortgage warehouse/pipeline in 2008 was $584 million, including losses of $320 million due to spread widening primarily on the prime mortgage warehouse caused by changes in liquidity. The remaining $264 million of losses were primarily losses on unsalable loans. Due to the deterioration in the overall credit market and related secondary market liquidity challenges, these losses have been significant. Similar losses on unsalable loans could be possible in the future if the housing market does not recover.
     The 1-4 family first mortgage unclosed pipeline was $71 billion (including $5 billion from Wachovia) at December 31, 2008, and $43 billion at December 31, 2007.
     Operating lease income decreased 39% from a year ago, due to continued softening in the auto market, reflecting tightened credit standards. In third quarter 2008, we stopped originating new indirect auto leases, but will continue to service existing lease contracts.
     Insurance revenue was up 20% from 2007, due to customer growth, higher crop insurance revenue and the fourth quarter 2007 acquisition of ABD Insurance.
     Income from trading activities was $275 million in 2008 and $544 million in 2007. Income from trading activities and “all other” income collectively included a $106 million charge in 2008 related to unsecured counterparty exposure on derivative contracts with Lehman Brothers. Net investment gains (debt and equity) totaled $300 million for 2008 and included other-than-temporary impairment charges of $646 million for Fannie Mae, Freddie Mac and Lehman Brothers, an additional $1,364 million of other-than-temporary write-downs and $1,710 million of net realized investment gains. Net gains on debt securities available for sale were $1,037 million for 2008 and $209 million for 2007. Net gains (losses) from equity investments were $(737) million in 2008, compared with $734 million in 2007. For additional detail, see “Balance Sheet Analysis – Securities Available for Sale” in this Report.
Noninterest Expense
We continued to build our business with investments in additional team members, largely sales and service professionals, and new banking stores in 2008. Noninterest expense in 2008 decreased 1% from the prior year. In 2008, we opened 58 regional banking stores and converted 32 stores acquired from Greater Bay Bancorp, Farmers State Bank and United Bancorporation of Wyoming, Inc. to our network. Noninterest expense for 2008 included $124 million of merger integration and severance costs.
     Operating lease expense decreased 31% to $389 million in 2008 from $561 million in 2007, as we stopped originating new indirect auto leases in third quarter 2008.
     Insurance expense increased to $725 million in 2008 from $416 million in 2007 due to the fourth quarter 2007 acquisition of ABD Insurance, additional insurance reserves at our captive mortgage reinsurance operation as well as higher commissions on increased sales volume.

Table 6: Noninterest Expense

(in millions)	Year ended December 31,			% Change
	2008	2007	2006	2008/	2007/
				2007	2006

Salaries	$8,260	$7,762	$7,007	6%	11%
Commission and incentive compensation	2,676	3,284	2,885	(19)	14
Employee benefits	2,004	2,322	2,035	(14)	14
Equipment	1,357	1,294	1,252	5	3
Net occupancy	1,619	1,545	1,405	5	10
Operating leases	389	561	630	(31)	(11)
Outside professional services	847	899	942	(6)	(5)
Insurance	725	416	257	74	62
Outside data processing	480	482	437	—	10
Travel and entertainment	447	474	542	(6)	(13)
Contract services	407	448	579	(9)	(23)
Advertising and promotion	378	412	456	(8)	(10)
Postage	338	345	312	(2)	11
Telecommunications	321	321	279	—	15
Stationery and supplies	218	220	223	(1)	(1)
Core deposit and other customer relationship intangibles	186	158	177	18	(11)
Security	178	176	179	1	(2)
Operating losses	142	437	275	(68)	59
All other	1,689	1,268	965	33	31

Total	$22,661	$22,824	$20,837	(1)	10

     Operating losses in 2008 included a $151 million reversal of Visa litigation expenses related to the Visa initial public offering. Operating losses for 2007 included $203 million for 2007 of litigation expenses associated with indemnification obligations arising from our ownership interest in Visa.
Income Tax Expense
Our effective tax rate for 2008 was 18.5%, compared with 30.7% for 2007. The decrease in the effective tax rate was primarily due to a lower level of pre-tax income and higher amounts of tax credits and tax-exempt income.
Operating Segment Results
We have three lines of business for our 2008 management reporting results: Community Banking, Wholesale Banking and Wells Fargo Financial. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 24 (Operating Segments) to Financial Statements. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, results for prior periods have been revised.
Community Banking’s net income decreased 43% to $2.93 billion in 2008 from $5.11 billion in 2007. Double-digit revenue growth was driven by strong balance sheet growth, combined with disciplined expense management, and was offset by higher credit costs, including a $4.7 billion (pre tax) credit reserve build. Revenue increased 11% to $27.76 billion from $24.93 billion in 2007. Net interest income increased 24% to $16.19 billion in 2008 from $13.10 billion in 2007. Net interest margin increased 36 basis points to 5.02% due to earning assets growth of $41.4 billion, or 15%, offsetting lower investment yields. The growth in earning assets was primarily driven by loan and investment growth. Average loans were up 13% to $218.8 billion in 2008 from $194.0 billion in 2007. Average core deposits were up 5% to $254.6 billion in 2008 from $242.2 billion a year ago. Noninterest income decreased 2% to $11.57 billion in 2008 from $11.83 billion in 2007, primarily due to lower mortgage banking income and trust and investment fees. The provision for credit losses for 2008 increased to $9.56 billion from $3.19 billion in 2007. Noninterest expense decreased 2% to $14.35 billion in 2008 from $14.70 billion in 2007.
Wholesale Banking’s net income decreased 48% to $1.29 billion in 2008 from $2.47 billion in 2007, largely due to the $1.12 billion (pre tax) provision for credit losses, which included a $586 million (pre tax) credit reserve build. Revenue decreased 5% to $8.54 billion from $8.95 billion in 2007. Net interest income increased 23% to $4.47 billion for 2008 from $3.65 billion for 2007 driven by strong loan and deposit growth. Average loans increased 31% to $112.1 billion in 2008 from $85.6 billion in 2007, with double-digit increases across nearly all wholesale lending businesses. Average core deposits grew 16% to $70.6 billion from a year ago, primarily from large corporate, middle market and correspondent banking customers. The increase in provision for credit losses to $1.12 billion in 2008 from $69 million in 2007 was due to higher net charge-offs and additional provision taken to build reserves for the wholesale portfolio. Noninterest income decreased 23% to $4.07 billion in 2008, primarily due to impairment charges and other losses in our capital markets areas, as well as lower commercial real estate brokerage and trust and investment fees. Noninterest expense increased 9% to $5.55 billion in 2008 from $5.08 billion in 2007, due to the acquisition of ABD Insurance as well as higher agent commissions in the crop insurance business stemming from higher commodity prices and the liability recorded for a capital support agreement for a structured investment vehicle.
Wells Fargo Financial reported a net loss of $764 million in 2008 compared with net income of $481 million in 2007, reflecting higher credit costs, including a $1.7 billion credit reserve build due to continued softening in the real estate, auto and credit card markets. Revenue was up 2% to $5.59 billion in 2008 from $5.51 billion in 2007. Net interest income increased 6% to $4.48 billion from $4.23 billion in 2007 due to growth in average loans, which increased 4% to $67.6 billion in 2008 from $65.2 billion in 2007. The provision for credit losses increased $2.38 billion in 2008 from 2007, primarily due to the $1.7 billion credit reserve build, and an increase in net charge-offs in the credit card and auto portfolios due to continued softening in these markets. Noninterest income decreased $171 million in 2008 from 2007. Noninterest expense decreased 9% to $2.76 billion in 2008 from 2007, primarily due to lower expenses from the run off of the auto lease portfolio and reduction in team members.

Balance Sheet Analysis

Securities Available for Sale
Our securities available for sale consist of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and long-term yield enhancement. Accordingly, this portfolio primarily includes liquid, high-quality federal agency debt as well as privately issued mortgage-backed securities. At December 31, 2008, we held $145.4 billion of debt securities available for sale, including $63.7 billion acquired from Wachovia, with net unrealized losses of $9.8 billion, compared with $70.2 billion at December 31, 2007, with net unrealized gains of $775 million. We also held $6.1 billion of marketable equity securities available for sale at December 31, 2008, including $3.7 billion acquired from Wachovia, and $2.8 billion at December 31, 2007, with net unrealized losses of $160 million and $95 million for the same periods, respectively. The net unrealized loss in cumulative other comprehensive income at December 31, 2008, related entirely to the legacy Wells Fargo portfolio. The net unrealized loss related to the legacy Wachovia portfolio was written off in purchase accounting.
     The significant increase in net unrealized losses on debt securities available for sale to $9.8 billion at December 31, 2008, from net unrealized gains of $775 million at December 31, 2007, was primarily due to extraordinarily wide asset spreads for residential mortgage, commercial mortgage and commercial loan asset-backed securities resulting from an extremely illiquid market, causing these assets to be valued at significant discounts from their cost. We conduct other-than-temporary impairment analysis on a quarterly basis or more often if a potential loss-triggering event occurs. We recognize an other-than-temporary impairment when it is probable that we will be unable to collect all amounts due according to the contractual terms of the security and the fair value of the investment security is less than its amortized cost. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment, and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which the market value has been below cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and our ability and intent to hold the investment for a period of time, including maturity, sufficient to allow for any anticipated recovery in the fair value of the security. For marketable equity securities, we also consider the issuer’s financial condition, capital strength and near-term prospects. For debt securities and for perpetual preferred securities, which are treated as debt securities for the purpose of other-than-temporary analysis, we also consider the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), the issuer’s financial condition, near-term prospects and current ability to make future payments in a timely manner, the issuer’s ability to service debt, any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action, and for asset-backed securities, the credit performance of the underlying collateral, including delinquency rates, cumulative losses to date, and the remaining credit enhancement compared to expected credit losses of the security.
     We have approximately $7 billion of investments in securities, primarily municipal bonds, that are guaranteed against loss by bond insurers. These securities are almost exclusively investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. These securities will continue to be monitored as part of our on-going impairment analysis of our securities available for sale, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers.
     The weighted-average expected maturity of debt securities available for sale was 5.3 years at December 31, 2008. Since 69% of this portfolio is mortgage-backed securities, the expected remaining maturity may differ from contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the mortgage-backed securities available for sale is shown in Table 7.
Table 7: Mortgage-Backed Securities

(in billions)	Fair	Net	Remaining
	value	unrealized	maturity
		gain (loss)

At December 31, 2008	$99.7	$(6.8)	2.9 yrs.

At December 31, 2008, assuming a 200 basis point:
Increase in interest rates	90.9	(15.6)	4.3 yrs.
Decrease in interest rates	104.0	(2.5)	1.8 yrs.

     See Note 5 (Securities Available for Sale) to Financial Statements for securities available for sale by security type.

Loan Portfolio
A discussion of average loan balances is included in “Earnings Performance – Net Interest Income” on page 47 and a comparative schedule of average loan balances is included in Table 3; year-end balances are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
     Total loans at December 31, 2008, were $864.8 billion, up $482.6 billion from $382.2 billion at December 31, 2007, including $446.1 billion (net of $30.5 billion of purchase accounting net write-downs) acquired from Wachovia. Consumer loans were $474.9 billion at December 31, 2008, up $253.0 billion from $221.9 billion a year ago, including $246.8 billion (net of $21.0 billion of purchase accounting net write-downs) acquired from Wachovia. Commercial and commercial real estate loans of $356.1 billion at December 31, 2008, increased $203.3 billion from a year ago, including $171.4 billion (net of $7.9 billion of purchase accounting net write-downs) acquired from Wachovia. Mortgages held for sale decreased to $20.1 billion at December 31, 2008, from $26.8 billion a year ago, including $1.4 billion acquired from Wachovia.
     A summary of the major categories of loans outstanding showing those subject to SOP 03-3 is presented in the following table. For further detail on SOP 03-3 loans see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses).

Table 8: Loan Portfolios

(in millions)	December 31,
	2008			2007
	SOP 03-3	All	Total
	loans	other
		loans

Commercial and commercial real estate:
Commercial	$4,580	$197,889	$202,469	$90,468
Other real estate mortgage	7,762	95,346	103,108	36,747
Real estate construction	4,503	30,173	34,676	18,854
Lease financing	—	15,829	15,829	6,772

Total commercial and commercial real estate	16,845	339,237	356,082	152,841
Consumer:
Real estate 1-4 family first mortgage	39,214	208,680	247,894	71,415
Real estate 1-4 family junior lien mortgage	728	109,436	110,164	75,565
Credit card	—	23,555	23,555	18,762
Other revolving credit and installment	151	93,102	93,253	56,171

Total consumer	40,093	434,773	474,866	221,913
Foreign	1,859	32,023	33,882	7,441

Total loans	$58,797	$806,033	$864,830	$382,195

     Table 9 shows contractual loan maturities and interest rate sensitivities for selected loan categories.
Table 9: Maturities for Selected Loan Categories

(in millions)	December 31, 2008
	Within	After	After	Total
	one	one year	five
	year	through	years
		five years

Selected loan maturities:
Commercial	$59,246	$109,764	$33,459	$202,469
Other real estate mortgage	23,880	45,565	33,663	103,108
Real estate construction	19,270	13,942	1,464	34,676
Foreign	23,605	7,288	2,989	33,882

Total selected loans	$126,001	$176,559	$71,575	$374,135

Sensitivity of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$24,766	$23,628
Loans at floating/variable interest rates		151,793	47,947

Total selected loans		$176,559	$71,575

Deposits
Year-end deposit balances totaling $781.4 billion, which included $426.2 billion from Wachovia (reflecting an increase of $4.4 billion of interest rate related purchase accounting adjustments), are shown in Table 10. A comparative detail of average deposit balances is included in Table 3. Average core deposits, which did not include Wachovia deposits, increased $22.1 billion to $325.2 billion in 2008 from $303.1 billion in 2007. Average core deposits funded 53.8% and 58.2% of average total assets in 2008 and 2007, respectively. Total average interest-bearing deposits increased to $266.1 billion in 2008 from $239.2 billion in 2007, predominantly due to growth in market rate and other savings, along with growth in foreign deposits, offset by a decline in other time deposits. Total average non-interest-bearing deposits declined to $87.8 billion in 2008 from $88.9 billion in 2007. Savings certificates decreased on average to $39.5 billion in 2008 from $40.5 billion in 2007.
Table 10: Deposits

(in millions)	December 31,		%
	2008	2007	Change

Noninterest-bearing	$150,837	$84,348	79%
Interest-bearing checking	72,828	5,277	NM
Market rate and other savings	306,255	153,924	99
Savings certificates	182,043	42,708	326
Foreign deposits (1)	33,469	25,474	31

Core deposits	745,432	311,731	139
Other time deposits	28,498	3,654	680
Other foreign deposits	7,472	29,075	(74)

Total deposits	$781,402	$344,460	127

NM – Not meaningful
(1) Reflects Eurodollar sweep balances included in core deposits.

Off-Balance Sheet Arrangements

In the ordinary course of business, we engage in financial transactions that are not recorded in the balance sheet, or may be recorded in the balance sheet in amounts that are different from the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources, and/or (4) optimize capital. These are described below as off-balance sheet transactions with unconsolidated entities, and guarantees and certain contingent arrangements.
Off-Balance Sheet Transactions with Unconsolidated Entities
In the normal course of business, we enter into various types of on- and off-balance sheet transactions with special purpose entities (SPEs). SPEs are corporations, trusts or partnerships that are established for a limited purpose. The majority of SPEs are formed in connection with securitization transactions. In a securitization transaction, assets from our balance sheet are transferred to an SPE, which then issues to investors various forms of interests in those assets and may also enter into derivative transactions. In a securitization transaction, we typically receive cash and/or other interests in an SPE as proceeds for the assets we transfer. Also, in certain transactions, we may retain the right to service the transferred receivables and to repurchase those receivables from the SPE if the outstanding balance of the receivables fall to a level where the cost exceeds the benefits of servicing such receivables.
     In connection with our securitization activities, we have various forms of ongoing involvement with SPEs, which may include:
•	underwriting securities issued by SPEs and subsequently making markets in those securities;
•	providing liquidity facilities to support short-term obligations of SPEs issued to third party investors;

•	providing credit enhancement to securities issued by SPEs or market value guarantees of assets held by SPEs through the use of letters of credit, financial guarantees, credit default swaps and total return swaps;

•	entering into other derivative contracts with SPEs;

•	holding senior or subordinated interests in SPEs;

•	acting as servicer or investment manager for SPEs; and

•	providing administrative or trustee services to SPEs.
     The SPEs we use are primarily either qualifying SPEs (QSPEs) or variable interest entities (VIEs). A QSPE represents a specific type of SPE. A QSPE is a passive entity that has significant limitations on the types of assets and derivative instruments it may own and the extent of activities and decision making in which it may engage. For example, a QSPE’s activities are generally limited to purchasing assets, passing along the cash flows of those assets to its investors, servicing its assets and, in certain transactions, issuing liabilities. Among other restrictions on a QSPE’s activities, a QSPE may not actively manage its assets through discretionary sales or modifications. A QSPE is exempt from consolidation.
     A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests, absorbs the majority of a VIE’s variability. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets.

     Our significant continuing involvement with QSPEs and unconsolidated VIEs as of December 31, 2008 and 2007, is presented below.

Table 11:	Qualifying Special Purpose Entities and Unconsolidated Variable Interest Entities

(in millions)	December 31, 2008

	Total	Carrying	Maximum
	entity	value	exposure
	assets		to loss

QSPEs
Residential mortgage loan securitizations	$1,144,775	$29,939	$31,438
Commercial mortgage securitizations	355,267	3,060	6,376
Student loan securitizations	2,765	133	133
Auto loan securitizations	4,133	115	115
Other	11,877	71	1,576

Total QSPEs	$1,518,817	$33,318	$39,638

Unconsolidated VIEs
CDOs	$48,802	$15,133	$20,443
Wachovia administered ABCP (1) conduit	10,767	—	15,824
Asset-based lending structures	11,614	9,096	9,482
Tax credit structures	22,882	3,850	4,926
CLOs	23,339	3,326	3,881
Investment funds	105,808	3,543	3,690
Credit-linked note structures	12,993	1,522	2,303
Money market funds	31,843	60	101
Other	1,832	3,806	4,699

Total unconsolidated VIEs	$269,880	$40,336	$65,349

(1)	Asset-backed commercial paper
     We have excluded from the table SPEs and unconsolidated VIEs where our only involvement is in the form of investments in trading securities, investments in securities or loans underwritten by third parties, and administrative or trustee services. We have also excluded investments accounted for in accordance with the AICPA Investment Company Audit Guide, investments accounted for under the cost method and investments accounted for under the equity method.
     For more information on securitizations, including sales proceeds and cash flows from securitizations, see Note 8 (Securitizations and Variable Interest Entities) to Financial Statements.
     We also have significant involvement with voting interest SPEs. Wells Fargo Home Mortgage (Home Mortgage), in the ordinary course of business, originates a portion of its mortgage loans through unconsolidated joint ventures in which we own an interest of 50% or less. Loans made by these joint ventures are funded by Wells Fargo Bank, N.A. through an established line of credit and are subject to specified underwriting criteria. At December 31, 2008, the total assets of these mortgage origination joint ventures were approximately $46 million. We provide liquidity to these joint ventures in the form of outstanding lines of credit and, at December 31, 2008, these liquidity commitments totaled $135 million.
     We also hold interests in other unconsolidated joint ventures formed with unrelated third parties to provide efficiencies from economies of scale. A third party manages our real estate lending services joint ventures and provides customers with title, escrow, appraisal and other real estate related services. Our fraud prevention services partnership facilitates the exchange of information between financial services organizations to detect and prevent fraud. At December 31, 2008, total assets of our real estate lending joint ventures and fraud prevention services partnership were approximately $132 million.
Guarantees and Certain Contingent Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of securities lending indemnifications, standby letters of credit, liquidity agreements, recourse obligations, residual value guarantees, written put options and contingent consideration. The following table presents the carrying amount, maximum risk of loss of our guarantees and, for December 31, 2008, the amount with a higher payment risk.

Table 12: Guarantees and Certain Contingent Arrangements

(in millions)				December 31,
	2008			2007
	Carrying	Maximum	Higher	Carrying	Maximum
	amount	risk of	payment	amount	risk of
		loss	risk		loss

Standby letters of credit	$ 130	$ 47,191	$17,293	$ 7	$12,530
Securities and other lending indemnifications	—	30,120	1,907	—	—
Liquidity agreements	30	17,602	—	—	—
Written put options	1,376	10,182	5,314	48	2,569
Loans sold with recourse	53	6,126	2,038	—	2
Residual value guarantees	—	1,121	—	—	—
Contingent consideration	11	187	—	67	246
Other guarantees	—	38	—	1	59

Total guarantees	$1,600	$112,567	$26,552	$123	$15,406

     For more information on guarantees and certain contingent arrangements, see Note 15 (Guarantees and Legal Actions) to Financial Statements.

Contractual Obligations
In addition to the contractual commitments and arrangements previously described, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.
     Table 13 summarizes these contractual obligations at December 31, 2008, except obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 13 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements.

Table 13: Contractual Obligations

(in millions)	Note(s) to	Less than	1-3	3-5	More than	Indeterminate		Total
	Financial	1 year	years	years	5 years	maturity	(1)
	Statements

Contractual payments by period:
Deposits	12	$201,250	$27,084	$19,928	$3,213	$529,927		$781,402
Long-term debt (2)	7, 14	53,893	81,063	38,850	93,352	—		267,158
Operating leases	7	1,408	3,170	1,723	3,995	—		10,296
Unrecognized tax obligations	21	2,311	—	—	—	2,952		5,263
Purchase obligations (3)		510	878	192	41	—		1,621

Total contractual obligations		$259,372	$112,195	$60,693	$100,601	$532,879		$1,065,740

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Includes obligations under capital leases of $103 million.

(3)	Represents agreements to purchase goods or services.
     We are subject to the income tax laws of the U.S., its states and municipalities, and those of the foreign jurisdictions in which we operate. We have various unrecognized tax obligations related to these operations which may require future cash tax payments to various taxing authorities. Because of their uncertain nature, the expected timing and amounts of these payments generally are not reasonably estimable or determinable. We attempt to estimate the amount payable in the next 12 months based on the status of our tax examinations and settlement discussions. See Note 21 (Income Taxes) to Financial Statements for more information.
     We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process, for our customers or for other trading activities. See “Asset/Liability and Market Risk Management” in this Report and Note 16 (Derivatives) to Financial Statements for more information.
PRUDENTIAL JOINT VENTURE Our financial statements include Prudential Financial Inc.’s (Prudential) minority interest in Wachovia Securities Financial Holdings, LLC (WSFH). As a result of Wachovia’s contribution to WSFH on January 1, 2008, of the retail securities business of A.G. Edwards, Inc. (A.G. Edwards), which Wachovia acquired on October 1, 2007, Prudential’s percentage interest in WSFH was diluted as of that date based on the value of the contributed business relative to the value of WSFH. Although the adjustment in Prudential’s interest will be effective on a retroactive basis as of the January 1, 2008, contribution date, the valuations necessary to calculate the precise reduction in that percentage interest have not been finalized. Based on currently available information, Wells Fargo estimates that Prudential’s percentage interest has been diluted from its pre-contribution percentage interest of 38% to approximately 23% as a result of the A.G. Edwards contribution. This percentage interest may be adjusted higher or lower in a subsequent quarter retroactive to January 1, 2008, if the final valuations differ from Wells Fargo’s current estimate.
     In connection with Wachovia’s contribution of A.G. Edwards to the joint venture, Prudential elected to exercise its lookback option, which permits Prudential to delay until January 1, 2010, its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its ownership interest in the joint venture. During this lookback period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination will be based on Prudential’s diluted ownership level following the A.G. Edwards combination. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value (as defined in the joint venture agreements) of the existing joint venture and the A.G. Edwards business as of January 1, 2008, to avoid or limit dilution. Alternatively, at the end of the lookback period, Prudential may put its joint venture interests to Wells Fargo based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of January 1, 2008. Prudential has announced its intention to exercise, but has not yet formally exercised, this lookback put option. Prudential has until September 30, 2009, to exercise the lookback put option. If Prudential exercises the lookback put option, the closing would occur on or about January 1, 2010. Prudential also has a discretionary right to put its joint venture interests to Wells Fargo, including the A.G. Edwards business, at any time after July 1, 2008. If Prudential exercises this discretionary put option, the closing would occur approximately one year from the date of exercise and the appraised value would be determined at that time. Wells Fargo may pay the purchase price for either the lookback or discretionary put option in cash, shares of Wells Fargo common stock, or a combination thereof.

Transactions with Related Parties
FAS 57, Related Party Disclosures, requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported under FAS 57 for the years ended December 31, 2008, 2007 and 2006.

Risk Management

Credit Risk Management Process
Our credit risk management process provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, judgmental or statistical credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs and a continual loan review and audit process. In addition, regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes. We continually evaluate and modify our credit policies to address unacceptable levels of risk as they are identified.
     Managing credit risk is a company-wide process. We have credit policies for all banking and nonbanking operations incurring credit risk with customers or counterparties that provide a prudent approach to credit risk management. We use detailed tracking and analysis to measure credit performance and exception rates, and we routinely review and modify credit policies as appropriate. We have corporate data integrity standards to ensure accurate and complete credit performance reporting for the consolidated company. We strive to identify problem loans early and have dedicated, specialized collection and work-out units.
     The Chief Credit and Risk Officer provides company-wide credit oversight. Each business unit with direct credit risks has a senior credit officer who has the primary responsibility for managing its own credit risk. The Chief Credit and Risk Officer delegates authority, limits and other requirements to the business units. These delegations are routinely reviewed and amended if there are significant changes in personnel, credit performance or business requirements. The Chief Credit and Risk Officer is a member of the Company’s Management Committee and reports to the Chief Executive Officer. The Chief Credit and Risk Officer provides a quarterly credit review to the Credit Committee of the Board of Directors and meets with them periodically.
     Our business units and the office of the Chief Credit and Risk Officer periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that credit standards are followed. Business units conduct quality assurance reviews to ensure that loans meet portfolio or investor credit standards. Our loan examiners in risk asset review and internal audit independently review portfolios with credit risk, monitor performance, sample credits, review and test adherence to credit policy and recommend/require corrective actions as necessary.
     Our primary business focus on middle-market commercial, commercial real estate, residential real estate, auto, credit card and small consumer lending results in portfolio diversification. We assess loan portfolios for geographic, industry or other concentrations and use mitigation strategies, which may include loan sales, syndications or third party insurance, to minimize these concentrations, as we deem appropriate.
     In our commercial loan, commercial real estate loan and lease financing portfolios, larger or more complex loans are individually underwritten and judgmentally risk rated. They are periodically monitored and prompt corrective actions are taken on deteriorating loans. Smaller, more homogeneous commercial small business loans are approved and monitored using statistical techniques.
     Retail loans are typically underwritten with statistical decision-making tools and are managed throughout their life cycle on a portfolio basis. The Chief Credit and Risk Officer establishes corporate standards for model development and validation to ensure sound credit decisions and regulatory compliance, and approves new model implementation and periodic validation.
     Residential real estate mortgages are one of our core products. We offer a broad spectrum of first mortgage and junior lien loans that we consider mostly prime or near prime. These loans are almost entirely secured by a primary residence for the purpose of purchase money, refinance, debt consolidation or home improvements. We now hold option adjustable rate mortgages (option ARMs) in the Pick-a-Pay portfolio acquired from Wachovia. This portfolio will be managed as a liquidating portfolio. See page 61 of this Report for additional information on the Pick-a-Pay portfolio. It has not been our practice, nor do we intend to originate negative amortizing option ARMs or variable-rate mortgage products with fixed payment amounts. We have manageable ARM reset risk across our Wells Fargo originated and owned mortgage loan portfolios.
     We originate mortgage loans through a variety of sources, including our retail sales force and licensed real estate brokers. We apply consistent credit policies, borrower documentation standards, Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) compliant appraisal requirements, and sound underwriting, regardless of application source. We perform quality control reviews for third party originated loans and actively manage or terminate sources that do not meet our credit standards. For example, during 2007 we stopped originating first and junior lien resi-

dential mortgages where credit performance had deteriorated beyond our expectations, specifically high combined loan-to-value home equity loans sourced through third party channels not behind a Wells Fargo first mortgage.
     We believe our underwriting process is well controlled and appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans. We only approve applications and make loans if we believe the customer has the ability to repay the loan or line of credit according to all its terms. We have significantly tightened our bank-selected reduced documentation requirements as a precautionary measure and substantially reduced third party originations due to the negative loss trends experienced in these channels. Appraisals or automated valuation models are used to support property values.
     In the mortgage industry, it has been common for consumers, lenders and servicers to purchase mortgage insurance, which can enhance the credit quality of the loan for investors and serves generally to expand the market for home ownership.
     In our servicing portfolio, certain of the loans we service carry mortgage insurance, based largely on the requirements of investors, who bear the ultimate credit risk. Within our $1.8 trillion owned residential servicing portfolio at December 31, 2008, we service approximately $128 billion of loans that carry approximately $31 billion of mortgage insurance coverage purchased from a group of mortgage insurance companies that are rated AA or higher by one or more of the major rating agencies. Should any of these companies experience a downgrade by one or more of the rating agencies, investors may be exposed to a higher level of credit risk. In this event, as servicer, we would work with the investors to determine if it is necessary to obtain replacement coverage with another insurer. Our mortgage servicing portfolio consists of over 85% prime loans and we continue to be among the highest rated loan servicers for residential real estate mortgage loans, based on various servicing criteria. The foreclosure rate in our mortgage servicing portfolio was 1.4% at year-end 2008.
     Similarly, for certain loans that we held for investment or for sale at December 31, 2008, we obtained approximately $3 billion of mortgage insurance coverage. In the event a mortgage insurer is unable to meet its obligations on defaulted loans in accordance with the insurance contract, we might be exposed to higher credit losses if replacement coverage on those loans cannot be obtained. However, approximately one-fourth of the coverage related to the debt consolidation nonprime real estate 1-4 family mortgage loans held by Wells Fargo Financial, which have had a low level of credit losses (0.99% loss rate in 2008 for the entire debt consolidation portfolio). The remaining coverage primarily related to prime real estate 1-4 family mortgage loans, primarily high quality ARMs for our retail and wealth management customers, which also have had low loss rates.
     Each business unit regularly completes asset quality forecasts to quantify its intermediate-term outlook for loan losses and recoveries, nonperforming loans and market trends. To make sure our overall loss estimates and the allowance for credit losses are adequate, we conduct periodic stress tests.
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
Table 14: Real Estate 1-4 Family Mortgage Loans by State

(in millions)	December 31, 2008
	Real estate	Real estate	Total real	% of
	1-4 family	1-4 family	estate 1-4	total
	first	junior lien	family	loans
	mortgage	mortgage	mortgage

SOP 03-3 loans:
California	$ 26,196	$ 300	$ 26,496	3%
Florida	4,012	142	4,154	1
New Jersey	1,175	54	1,229	*
Arizona	971	15	986	*
Other (1)	6,860	217	7,077	*

Total SOP
03-3 loans	39,214	728	39,942	4

All other loans:
California	59,921	32,209	92,130	11
Florida	22,234	9,334	31,568	4
New Jersey	10,470	6,810	17,280	2
Virginia	6,864	5,171	12,035	1
New York	7,607	4,142	11,749	1
Pennsylvania	7,094	4,335	11,429	1
North Carolina	7,365	3,978	11,343	1
Texas	7,688	1,944	9,632	1
Georgia	5,528	3,829	9,357	1
Arizona	5,287	3,582	8,869	1
Other (2)	68,622	34,102	102,724	13

Total all
other loans	208,680	109,436	318,116	37

Total	$247,894	$110,164	$358,058	41%

*	Less than 1%.
(1)	Consists of 46 states; no state had loans in excess of $704 million.
(2)	Consists of 40 states; no state had loans in excess of $8,127 million. Includes $7,880 million in GNMA early pool buyouts.
REAL ESTATE 1-4 FAMILY FIRST MORTGAGE LOANS As part of the Wachovia acquisition, we have acquired residential first and home equity loans that are very similar to the Wells Fargo originated portfolio for these loan types. Additionally, we acquired the Pick-a-Pay option ARM first mortgage portfolio. The nature of this product creates an potential opportunity for negative amortization. As part of our purchase accounting activities, the option ARM loans with the highest probability of default were marked down to fair value. The concentrations of real estate 1-4 family mortgage loans by state are presented in the following table. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 14% of total loans at December 31, 2008, compared with 13% of total loans at the end of 2007. Of this amount, 3% of total loans were credit-impaired loans acquired from Wachovia. These loans are mostly within the larger metropolitan areas in California, with no single area consisting of more than 2% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within the credit risk management process. Beginning in 2007, the residential real estate markets experienced signifi-
cant declines in property values, and several markets in California, specifically the Central Valley and several Southern California MSAs, experienced more severe declines.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2008, these loans were approximately 11% of total loans, compared with 20% at the end of 2007. Most of these loans are considered to be prime or near prime. We have manageable ARM reset risk across our Wells Fargo originated and owned mortgage loan portfolios.

Table 15: Home Equity Portfolios (1)

(in millions)	Outstanding		% of loans		Loss rate		(2)
	balances		two payments
			or more past due
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007

Liquidating portfolio
California	$4,008	$4,387	6.69%	2.94%	9.26%	7.34%
Florida	513	582	8.41	4.98	11.24	7.08
Arizona	244	274	7.40	2.67	8.58	5.84
Texas	191	221	1.27	0.83	1.56	0.78
Minnesota	127	141	3.79	3.18	5.74	4.09
Other	5,226	6,296	3.28	2.00	3.40	2.94

Total	10,309	11,901	4.93	2.50	6.18	4.80

Core portfolio (3)
California	31,544	25,991	2.95	1.63	2.93	1.27
Florida	11,781	2,614	3.36	2.92	2.79	2.57
New Jersey	7,888	1,795	1.41	1.63	0.66	0.42
Virginia	5,688	1,780	1.50	1.14	1.08	0.66
Pennsylvania	5,043	1,002	1.10	1.17	0.38	0.32
Other	56,415	39,147	1.97	1.38	1.14	0.52

Total	118,359	72,329	2.27	1.52	1.70	0.86

Total liquidating and core portfolios	128,668	84,230	2.48	1.66	2.10	1.42

SOP 03-3 portfolio (4)	821	—

Total home equity portfolios	$129,489	$84,230

(1)	Consists of real estate 1-4 family junior lien mortgages and lines of credit secured by real estate from all groups, including the National Home Equity Group, Wachovia, Wells Fargo Financial and Wealth Management.
(2)	Loss rate for 2007 data is based on the annualized loss rate for month of December 2007.
(3)	Loss rates for the core portfolio in the table above reflect 2008 results for Wachovia (not included in the Wells Fargo reported results) and Wells Fargo. For the Wells Fargo core portfolio on a stand-alone basis, outstanding balances and related loss rates were $29,399 million (2.90%) for California, $2,677 million (5.04%) for Florida, $1,925 million (1.33%) for New Jersey, $1,827 million (1.14%) for Virginia, $1,073 million (0.92%) for Pennsylvania, $38,934 million (1.34%) for all other states, and $75,835 million (2.05%) in total, at December 31, 2008.
(4)	Consists of $728 million real estate 1-4 family junior lien mortgages and $93 million of real estate 1-4 family first mortgages.

     The deterioration in specific segments of the Home Equity portfolios required a targeted approach to managing these assets. A liquidating portfolio, consisting of home equity loans generated through the wholesale channel not behind a Wells Fargo first mortgage, and home equity loans acquired through correspondents, was identified. While the $10.3 billion of loans in this liquidating portfolio represented about 1% of total loans outstanding at December 31, 2008, these loans represented some of the highest risk in the $129.5 billion Home Equity portfolios, with a loss rate of 6.18% compared with 1.70% for the core portfolio. The loans in the liquidating portfolio are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. The core portfolio was $118.4 billion at December 31, 2008, of which 98% was originated through the retail channel and approximately 15% of the outstanding balance was in a first lien position. Table 15 includes the credit attributes of these two portfolios.
PICK-A-PAY PORTFOLIO Our Pick-a-Pay loan portfolio, which we acquired in the Wachovia merger, had an outstanding balance of $119.6 billion and a carrying value of $95.3 billion at December 31, 2008. The carrying value is net of $22.2 billion of purchase accounting net write-downs to reflect SOP 03-3 loans at fair value and a $249 million increase to reflect all other loans at a market rate of interest. Pick-a-Pay loans are home mortgages on which the customer has the option each month to select from among four payment options: (1) a minimum payment as described below, (2) an interest-only payment, (3) a fully amortizing 15-year payment, or (4) a fully amortizing 30-year payment. Approximately 80% of the Pick-a-Pay portfolio has payment options calculated using a monthly adjustable interest rate; the rest of the portfolio is fixed rate.
     Approximately 85% of the December 31, 2008, Pick-a-Pay loan portfolio was originated under Wachovia’s “Quick Qualifier” program where the level of documentation obtained from a prospective customer relative to income and assets was determined based in part on data provided by the customer in their loan application. The remaining 15% was originated with full documentation (verified assets and verified income).
     The minimum monthly payment for substantially all of our Pick-a-Pay loans is reset annually. The new minimum monthly payment amount generally cannot exceed the prior year’s minimum payment amount by more than 7.5%. The minimum payment may not be sufficient to pay the monthly interest due, and in those situations a loan on which the customer has made a minimum payment is subject to “negative amortization,” where unpaid interest is added to the principal balance of the loan. The amount of interest that has been added to a loan balance is referred to as “deferred interest.” Our Pick-a-Pay customers have been fairly constant in their utilization of the minimum payment option. Of our Pick-a-Pay customers, approximately 66% at December 31, 2008, based on number of loans, had elected this option.
At December 31, 2008, approximately 51% of Pick-a-Pay customers had elected the minimum payment option in each of the past six months.
     Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. Loans with an original loan-to-value (LTV) ratio equal to or below 85% have a cap of 125% of the original loan balance, and these loans represent substantially all of the Pick-a-Pay portfolio. Loans with an original LTV ratio above 85% have a cap of 110% of the original loan balance. Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or the 10-year anniversary of the loan. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balance of loans to recast based on reaching the cap: $5 million in 2009, $15 million in 2010, $16 million in 2011 and $45 million in 2012. In addition, we would expect the following balance of ARM loans having a payment change based on the contractual terms of the loan to recast; $27 million in 2009, $59 million in 2010, $92 million in 2011 and $163 million in 2012.
     Included in the Pick-a-Pay portfolio are loans accounted for under SOP 03-3 with a total outstanding balance of $61.9 billion and a carrying value of $37.6 billion. Loans that we acquired from Wachovia with evidence of credit quality deterioration since origination and for which it was probable at the date of the Wachovia acquisition that we will be unable to collect all contractually required payments are accounted for under SOP 03-3, which requires that acquired credit-impaired loans be recorded at fair value and prohibits carrying over of the related allowance in the initial accounting.
     In stressed housing markets with declining home prices and increasing delinquencies, the LTV ratio is a key metric in predicting future loan performance, including charge-offs. Because SOP 03-3 loans are carried at fair value, the LTV ratio is not necessarily a predictor of future loan performance. For informational purposes we have also included the ratio of the carrying amount to the current value of the loans.
     To maximize return and allow flexibility for customers to avoid foreclosure, we have in place several loss mitigation strategies for our Pick-a-Pay loan portfolio. We contact customers who are experiencing difficulty and may in certain cases modify the terms of a loan based on a customer’s documented income and other circumstances.

     We also have in place proactive steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at-risk, we will offer combinations of term extensions of up to 40 years, interest rate reductions, charge no interest on a portion of the principal for some period of time and, in geographies with substantial property value declines, we will even use permanent principal reductions.
     We expect to continually reassess our loss mitigation strategies and may adopt additional strategies in the future. To the extent that these strategies involve making an economic concession to a customer experiencing financial difficulty, they will be accounted for and reported as TDRs.

Table 16: Pick-a-Pay Portfolio

(in millions)	December 31, 2008
	SOP 03-3 loans						All other loans
	Outstanding		Current		Carrying	Ratio of	Outstanding	Current
	balance	(1)	LTV ratio	(2)	amount	carrying	balance	LTV ratio	(2)
						amount
						to current
						value

California	$42,650		133%		$25,472	85%	$28,107	86%
Florida	5,992		119		3,439	76	6,099	89
New Jersey	1,809		94		1,246	60	3,545	74
Texas	562		72		385	49	2,231	61
Arizona	1,552		133		895	85	1,449	95
Other states	9,381		92		6,178	61	16,269	75

Total Pick-a-Pay loans	$61,946				$37,615		$57,700

(1)	Outstanding balances exclude purchase accounting nonaccretable difference of $(24.3) billion; include accretable yield.

(2)	Current LTV ratio is based on collateral values and is updated quarterly by an independent vendor. LTV ratio includes outstanding balance on equity lines of credit (included in Table 15) that share common collateral and are junior to the above Pick-a-Pay loans.

WELLS FARGO FINANCIAL Wells Fargo Financial originates real estate secured debt consolidation loans, and both prime and non-prime auto secured loans, unsecured loans and credit cards.
     Wells Fargo Financial had $29.1 billion in real estate secured loans as of December 31, 2008. Of this portfolio, $1.8 billion is considered prime based on secondary market standards and has been priced to the customer accordingly. The remaining portfolio is non-prime but has been originated with standards that effectively mitigate credit risk. It has been originated through our retail channel with documented income, LTV limits based on credit quality and property characteristics, and risk-based pricing. In addition, the loans were originated without teaser rates, interest-only or negative amortization features. Credit losses in the portfolio have increased in the current economic environment compared with historical levels, but performance remained similar to prime portfolios in the industry with overall credit losses in 2008 of 1.08% on the entire portfolio. Of the portfolio, $9.7 billion was originated with customer FICO scores below 620, but these loans have further restrictions on LTV and debt-to-income ratios to limit the credit risk.
     Wells Fargo Financial also had $23.6 billion in auto secured loans and leases as of December 31, 2008, of which $6.3 billion was originated with customer FICO scores below 620. Net charge-offs in this portfolio for 2008 were 4.05% for FICO scores of 620 and above, and 6.27% for FICO scores below 620. These loans were priced based on relative risk. Of this portfolio, $18.2 billion represented loans and leases originated through its indirect auto business, which Wells Fargo Financial ceased originating near the end of 2008.
     Wells Fargo Financial had $8.4 billion in unsecured loans and credit card receivables as of December 31, 2008, of which $1.3 billion was originated with customer FICO scores below 620. Net charge offs in this portfolio for 2008 were 9.22% for FICO scores of 620 and above, and 12.82% for FICO scores below 620. These receivables were priced based on relative risk. Wells Fargo Financial has been actively tightening credit policies and managing credit lines to reduce exposure given current economic conditions.
COMMERCIAL AND COMMERCIAL REAL ESTATE For purposes of portfolio risk management, we aggregate commercial loans and lease financing according to market segmentation and standard industry codes. Commercial loans and lease financing are presented by industry in Table 17. These groupings contain a highly diverse mix of customer relationships throughout our target markets. Loan types and product offerings are carefully underwritten and monitored. Credit policies incorporate specific industry risks.
Table 17: Commercial Loans and Lease Financing by Industry

(in millions)	December 31, 2008
	Commercial	% of
	loans and lease	total
	financing	loans

SOP 03-3 loans:
Real estate investment trust	$ 704	*	%
Investors	436	*
Media	428	*
Residential construction	360	*
Leisure	294	*
Other (1)	2,358	*

Total SOP 03-3 loans	4,580	1

All other loans:
Financial institutions	12,275	1
Oil and gas	11,828	1
Cyclical retailers	11,433	1
Utilities	10,821	1
Industrial equipment	9,566	1
Food and beverage	9,483	1
Healthcare	9,137	1
Business services	8,614	1
Public administration	7,176	1
Hotel/restaurant	6,339	1
Other (1)	117,046	14

Total all other loans	213,718	24

Total	$218,298	25%

*	Less than 1%.

(1)	No other single category had loans in excess of $170 million and $6,329 million for SOP 03-3 and all other loans, respectively.

     Other real estate mortgages and real estate construction loans that are diversified in terms of both the state where the property is located and by the type of property securing the loans are presented in Table 18. The composition of these portfolios was stable throughout 2008 and the distribution is consistent with our target markets and focus on customer relationships.
     Approximately $63.9 billion of other real estate and construction loans are loans to owner-occupants where more than 50% of the property is used in the conduct of their business. Of this amount, 11% represented SOP 03-3 loans.

Table 18: Commercial Real Estate Loans by State and Property Type

(in millions)	December 31, 2008
	Other real	Real	Total	% of
	estate	estate	commercial	total
	mortgage	construction	real estate	loans

By state:

SOP 03-3 loans:
Florida	$ 1,355	$ 1,159	$ 2,514	*	%
California	1,589	233	1,822	*
Georgia	515	545	1,060	*
North Carolina	459	586	1,045	*
Virginia	549	334	883	*
Other (1)	3,295	1,646	4,941	*

Total SOP 03-3 loans (2)	7,762	4,503	12,265	1

All other loans:
California	20,068	6,066	26,134	3
Florida	11,345	2,752	14,097	2
Texas	6,323	2,606	8,929	1
North Carolina	5,996	1,620	7,616	1
Georgia	4,797	974	5,771	1
Virginia	3,559	1,634	5,193	1
Arizona	3,060	1,431	4,491	1
New Jersey	3,430	824	4,254	*
New York	2,652	1,390	4,042	*
Pennsylvania	3,005	487	3,492	*
Other (3)	31,111	10,389	41,500	5

Total all other loans (4)	95,346	30,173	125,519	15

Total	$103,108	$34,676	$137,784	16%

By property type:

SOP 03-3 loans:
Apartments	$ 1,317	$ 1,292	$ 2,609	*	%
Office buildings	2,022	221	2,243	*
1-4 family land	851	1,361	2,212	*
1-4 family structure	257	1,040	1,297	*
Land – unimproved	732	247	979	*
Other	2,583	342	2,925	*

Total SOP 03-3 loans (2)	7,762	4,503	12,265	1

All other loans:
Office buildings	25,246	3,159	28,405	3
Agricultural	16,284	1,889	18,173	2
Real estate – other	14,247	1,478	15,725	2
Retail	11,659	1,167	12,826	1
Apartments	7,178	4,471	11,649	1
Industrial	3,359	6,591	9,950	1
Land – unimproved	5,362	2,683	8,045	*
Shopping center	4,802	1,314	6,116	*
1-4 family structure	1,383	3,491	4,874	*
Hotel/motel	806	3,585	4,391	*
Other	5,020	345	5,365	*

Total all other loans (4)	95,346	30,173	125,519	15

Total	$103,108	$34,676	$137,784	16%

*	Less than 1%.

(1)	Consists of 45 states; no state had loans in excess of $747 million.

(2)	Includes owner-occupied real estate and construction loans of $7.0 billion.

(3)	Consists of 40 states; no state had loans in excess of $3,266 million.

(4)	Includes owner-occupied real estate and construction loans of $56.9 billion.

NONACCRUAL LOANS AND OTHER ASSETS Table 19 shows the five-year trend for nonaccrual loans and other assets. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or

•	part of the principal balance has been charged off.
     The combined company’s nonaccrual loans include $97 million from Wachovia related largely to lease financing. Prior to the application of SOP 03-3, Wachovia’s nonaccrual loans totaled $20.1 billion, including $14.0 billion of consumer loans ($11.6 billion of Pick-a-Pay) and $6.1 billion of commercial and commercial real estate loans.
     Note 1 (Summary of Significant Accounting Policies) to Financial Statements describes our accounting policy for nonaccrual loans.

Table 19:	Nonaccrual Loans and Other Assets

(in millions)					December 31,

	2008 (1)	2007	2006	2005	2004

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$1,253	$432	$331	$286	$345
Other real estate mortgage	594	128	105	165	229
Real estate construction	989	293	78	31	57
Lease financing	92	45	29	45	68

Total commercial and commercial real estate	2,928	898	543	527	699
Consumer:
Real estate 1-4 family first mortgage (2)	2,648	1,272	688	471	386
Real estate 1-4 family junior lien mortgage	894	280	212	144	92
Other revolving credit and installment	273	184	180	171	160

Total consumer	3,815	1,736	1,080	786	638
Foreign	57	45	43	25	21

Total nonaccrual loans (3)	6,800	2,679	1,666	1,338	1,358
As a percentage of total loans	0.79%	0.70%	0.52%	0.43%	0.47%

Foreclosed assets:
GNMA loans (4)	667	535	322	—	—
Other	1,526	649	423	191	212
Real estate and other nonaccrual investments (5)	16	5	5	2	2

Total nonaccrual loans and other assets	$9,009	$3,868	$2,416	$1,531	$1,572

As a percentage of total loans	1.04%	1.01%	0.76%	0.49%	0.55%

(1)	The allowance for credit losses does not include any amounts related to loans acquired from Wachovia that are accounted for under SOP 03-3 (Wachovia’s allowance related to these loans was $12.0 billion), and nonaccrual loans exclude $20.0 billion of SOP 03-3 loans that were previously reflected as nonaccrual by Wachovia.
(2)	Includes nonaccrual mortgages held for sale.
(3)	Includes impaired loans of $3,640 million, $469 million, $230 million, $190 million and $309 million at December 31, 2008, 2007, 2006, 2005 and 2004, respectively. See Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements for further discussion of impaired loans.
(4)	Due to a change in regulatory reporting requirements effective January 1, 2006, foreclosed real estate securing GNMA loans has been classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the FHA or guaranteed by the Department of Veterans Affairs.
(5)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

     Nonaccrual loans increased $4.1 billion to $6.8 billion at December 31, 2008, from $2.7 billion a year ago, reflecting the deterioration in economic conditions, primarily in portfolios affected by the residential real estate environment and the associated impact on the consumer. A small portion of the increase in nonaccrual loans from a year ago continues to be related to our active loss mitigation strategies at Home Equity, Home Mortgage and Wells Fargo Financial as we are aggressively working with customers to keep them in their homes or find alternative solutions to their financial challenges. Home builders, mortgage service providers, contractors, suppliers and others in the residential real estate-related segments continued to be stressed during this credit cycle. Additionally, as consumers cut back on discretionary spending, we are seeing some of the commercial loan portfolios dependent on their spending weaken. The $2.1 billion increase in nonaccrual consumer loans from a year ago was primarily due to an increase of $742 million in Wells Fargo Financial real estate and an increase of $424 million in Home Mortgage. Nonaccrual real estate 1-4 family loans included approximately $3.4 billion of loans at December 31, 2008, that have been modified. Our policy requires six consecutive months of payments on modified loans before they are returned to accrual status. Other foreclosed assets increased $877 million (including $885 million acquired from Wachovia) to $1.5 billion at December 31, 2008. Until conditions improve in the residential real estate and liquidity markets, we will continue to hold more nonperforming assets on our balance sheet as it is currently the most economic option available. Increases in commercial nonperforming assets were also primarily a direct result of the conditions in the residential real estate markets and general consumer economy.

     We expect that the amount of nonaccrual loans will change due to portfolio growth, economic growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs. See “Financial Review – Allowance for Credit Losses” for additional discussion. The performance of any one loan can be affected by external factors, such as economic or market conditions, or factors affecting a particular borrower.
     If interest due on the book balances of all nonaccrual loans (including loans that were but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $310 million of interest would have been recorded in 2008, compared with payments of $33 million recorded as interest income.
     At year-end 2008, substantially all of our foreclosed assets of $2.2 billion have been in the portfolio one year or less, including $885 million acquired from Wachovia.
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual. Loans acquired from Wachovia that are subject to SOP 03-3 are excluded from the disclosure of loans 90 days or more past due and still accruing interest even though substantially all of them are 90 days or more contractually past due and they are considered to be accruing because the interest income on these loans relates to the establishment of an accretable yield in purchase accounting under the SOP and not to contractual interest payments.
     Loans 90 days or more past due and still accruing totaled $12,645 million (Wells Fargo and Wachovia combined), $6,393 million, $5,073 million, $3,606 million and $2,578 million at December 31, 2008, 2007, 2006, 2005 and 2004, respectively. The total included $8,184 million, $4,834 million, $3,913 million, $2,923 million and $1,820 million for the same periods, respectively, in advances pursuant to our servicing agreements to GNMA mortgage pools and similar loans whose repayments are insured by the FHA or guaranteed by the Department of Veterans Affairs. Table 20 reflects loans 90 days or more past due and still accruing excluding the insured/guaranteed GNMA advances.

Table 20:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA and Similar Loans)

(in millions)		December 31,

	2008	2007	2006	2005	2004
Commercial and commercial real estate:
Commercial	$218	$32	$15	$18	$26
Other real estate mortgage	88	10	3	13	6
Real estate construction	232	24	3	9	6

Total commercial and commercial real estate	538	66	21	40	38
Consumer:
Real estate 1-4 family first mortgage (1)	1,565	286	154	103	148
Real estate 1-4 family junior lien mortgage	590	201	63	50	40
Credit card	687	402	262	159	150
Other revolving credit and installment	1,047	552	616	290	306

Total consumer	3,889	1,441	1,095	602	644
Foreign	34	52	44	41	76

Total	$4,461	$1,559	$1,160	$683	$758

(1)	Includes mortgage loans held for sale 90 days or more past due and still accruing.
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
     At December 31, 2008, the allowance for loan losses totaled $21.0 billion (Wells Fargo and Wachovia) (2.43% of total loans), compared with $5.3 billion (Wells Fargo only) (1.39%), at December 31, 2007. The allowance for credit losses was $21.7 billion (2.51% of total loans) at December 31, 2008, and $5.52 billion (1.44%) at December 31, 2007. The allowance for loan losses and the allowance for credit losses do not include any amounts related to loans acquired from Wachovia that are accounted for under SOP 03-3 (Wachovia’s allowance related to these loans was $12.0 billion), and loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs. These ratios fluctuate from period to period and the increase in the ratios of the allowance for loan losses and the allowance for credit losses to total loans in 2008 was primarily due to the $8.1 billion credit reserve build in 2008 that included $3.9 billion to conform estimated loss emergence coverage periods to the most conservative of each company within FFIEC guidelines as described below. The reserve for unfunded credit commitments was $698 million at December 31, 2008, and $211 million at December 31, 2007.
     The ratio of the allowance for credit losses to total nonaccrual loans was 319% and 206% at December 31, 2008 and 2007, respectively. The increase in this ratio reflects the addition of $9.3 billion (including $1.5 billion of conforming and purchase accounting adjustments) of Wachovia allowance for credit losses, but excludes $20.0 billion of SOP 03-3 loans that were previously reflected as nonaccrual by Wachovia. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2008. Nonaccrual loans are generally written down to fair value less cost to sell at the time they are placed on nonaccrual and accounted for on a cost recovery basis.
     The ratio of the allowance for loan losses to annual net charge-offs was 268%, 150% and 175% at December 31, 2008, 2007 and 2006, respectively. The increase in this ratio primarily relates to the addition of $8.7 billion (including $1.2 billion of conforming adjustments) from Wachovia while net charge-offs do not include any amounts from Wachovia as the acquisition closed at year end. This ratio may fluctuate significantly from period to period due to many factors, including general economic conditions, customer credit strength and the marketability of collateral. While we consider the ratio of the allowance for loan losses to annual net charge-offs, such trends are not determinative in and of themselves, as we use several analytical tools in determining the adequacy of the allowance for loan losses. The allowance for loan losses reflects management’s estimate of credit losses inherent in the loan portfolio based on loss emergence periods of the respective loans, underlying economic and market conditions, among other factors. See “Critical Accounting Policies – Allowance for Credit Losses” for additional information. The allowance for loan losses at December 31, 2008, also includes the allowance acquired from the Wachovia acquisition, while 2008 net charge-offs do not include activity related to Wachovia.
     The provision for credit losses totaled $16.0 billion in 2008, $4.9 billion in 2007 and $2.2 billion in 2006. In 2008, the provision included a credit reserve build of $8.1 billion in excess of net charge-offs, which included $3.9 billion to conform loss emergence coverage periods to the most conservative of each company within FFIEC guidelines. Of the $3.9 billion, $2.7 billion related to Wells Fargo consumer loans to extend the loss emergence period to 12 months of estimated incurred losses for all consumer portfolios, a period which is FFIEC compliant and which best fits the projected loss emergence period of the combined company’s consumer loan portfolio, and is consistent with Wells Fargo consumer loan portfolio loss emergence trends reflecting our increased loss mitigation efforts.
     The remaining $1.2 billion conforming adjustment was related to an increase in the allowance for loan losses for legacy Wachovia commercial and Pick-a-Pay portfolios to align with the respective Wells Fargo methodology. The remainder of the reserve build was attributable to higher projected loss rates across the majority of the consumer credit businesses, and some credit deterioration and growth in the wholesale portfolios. In 2007, the provision included $1.4 billion in excess of net charge-offs, which was our estimate of the increase in incurred losses in our loan portfolio at year-end 2007, primarily related to the Home Equity portfolio.
     Net charge-offs in 2008 were 1.97% of average total loans, compared with 1.03% in 2007 and 0.73% in 2006. Home Equity net charge-offs totaled $2.2 billion (2.59% of average Home Equity loans) in 2008, a $1.6 billion increase from $595 million (0.73%) in 2007. The increase was primarily due to loans in geographic markets that have experienced the most abrupt and steepest declines in housing prices coupled with a deteriorating economic environment impacting our customers. Since our loss experience through third party channels produced unexpectedly high results, we segregated these loans into a liquidating portfolio. As previously disclosed, while the $10.3 billion of loans in this liquidating portfolio represented about 1% of total loans outstanding at December 31, 2008, these loans represent some of the highest risk in our $129.5 billion Home Equity portfolios. The loans in the liquidating portfolio were primarily sourced through wholesale (brokers) and correspondents. Our real estate 1-4 family first mortgage portfolio began to experience credit deterioration in 2008 given the continued decline in housing prices and the economic environment, with net charge-offs of $503 million (0.67% of average loans) for 2008, up from $87 million (0.14%) for 2007.
     Although credit quality in Wells Fargo Financial’s real estate-secured lending business has deteriorated, we have not experienced the level of credit degradation that many non-prime lenders have because of our disciplined underwriting practices. Wells Fargo Financial has continued its long-standing practice not to use brokers or correspondents in its U.S. debt consolidation business.
     Auto portfolio net charge-offs for 2008 were $1.23 billion (4.50% of average auto loans), compared with $1.02 billion (3.45%) in 2007. While we have continued to reduce the size of this portfolio and limited additional growth, the economic environment has adversely affected portfolio results. We have remained focused on our loss mitigation strategies, however, credit performance has deteriorated as a result of increased unemployment and depressed used car values, resulting in higher than expected losses for the year.
     Consumer credit card net charge-offs for 2008 were $1.42 billion (7.22% of average credit card loans), compared with $712 million (4.49%) in 2007. The increase in credit card net charge-offs was due to an overall weakening in the economy and its impact to our customers.
     Credit performance in the commercial and commercial real estate portfolio showed signs of deterioration given the current economic environment, with net charge-offs of $1.79 billion

(1.07% of average loans), compared with $536 million (0.40%) in 2007. A major portion of these charge-offs came from loans originated through our Business Direct channel. Business Direct consists primarily of unsecured lines of credit to small firms and sole proprietors that tend to perform in a manner similar to credit cards. Similarly, we have not made a market in subprime securities. Leveraged-buyout-related outstandings are diversified by business and borrower and totaled less than 4% of total loans.
     The following table presents the allocation of the allowance for credit losses by type of loans. The $16.2 billion increase in the allowance for credit losses from year-end 2007 to year-end 2008 included an $8.1 billion credit reserve build, including $3.9 billion to conform credit reserve practices of Wells Fargo and Wachovia, and the addition of $7.8 billion from Wachovia. The $1.55 billion increase in the allowance for credit losses from year-end 2006 to year-end 2007 was due to actions taken in 2007 primarily related to the Home Equity portfolio and approximately $100 million acquired from bank acquisitions. Changes in the allowance reflect changes in statistically derived loss estimates, historical loss experience, current trends in borrower risk and/or general economic activity on portfolio performance, and management’s estimate for imprecision and uncertainty. Effective December 31, 2006, the entire allowance was assigned to individual portfolio types to better reflect our view of risk in these portfolios. The allowance for credit losses includes a combination of baseline loss estimates and a range of imprecision or uncertainty specific to each portfolio segment previously categorized as unallocated in prior years.

Table 21: Allocation of the Allowance for Credit Losses (ACL)

(in millions)	December 31,

	2008		2007		2006		2005		2004
	ACL	Loans	ACL	Loans	ACL	Loans	ACL	Loans	ACL	Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
		loans		loans		loans		loans		loans

Commercial and commercial real estate:
Commercial	$4,129	23%	$1,137	24%	$1,051	22%	$926	20%	$940	19%
Other real estate mortgage	1,011	12	288	9	225	9	253	9	298	11
Real estate construction	1,023	4	156	5	109	5	115	4	46	3
Lease financing	135	2	51	2	40	2	51	2	30	2

Total commercial and commercial real estate	6,298	41	1,632	40	1,425	38	1,345	35	1,314	35
Consumer:
Real estate 1-4 family first mortgage	4,938	28	415	19	186	17	229	25	150	31
Real estate 1-4 family junior lien mortgage	4,496	13	1,329	20	168	21	118	19	104	18
Credit card	2,463	3	834	5	606	5	508	4	466	4
Other revolving credit and installment	3,251	11	1,164	14	1,434	17	1,060	15	889	11

Total consumer	15,148	55	3,742	58	2,394	60	1,915	63	1,609	64
Foreign	265	4	144	2	145	2	149	2	139	1

Total allocated	21,711	100%	5,518	100%	3,964	100%	3,409	100%	3,062	100%

Unallocated component of allowance	–		–		–		648		888

Total	$21,711		$5,518		$3,964		$4,057		$3,950

     We believe the allowance for credit losses of $21.7 billion was adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2008. The process for determining the adequacy of the allowance for credit losses is critical to our financial results. It requires difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are uncertain. See “Financial Review – Critical Accounting Policies – Allowance for Credit Losses.” Therefore, we cannot provide assurance that, in any particular period, we will not have sizeable credit losses in relation to the amount reserved. We may need to significantly adjust the allowance for credit losses, considering current factors at the time, including economic or market conditions and ongoing internal and external examination processes. Our process for determining the adequacy of the allowance for credit losses is discussed in “Financial Review – Critical Accounting Policies – Allowance for Credit Losses” and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements.
Asset/Liability and Market Risk Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO)–which oversees these risks and reports periodically to the Finance Committee of the Board of Directors–consists of senior financial and business executives. Each of our principal business groups has its own asset/liability management committee and process linked to the Corporate ALCO process.
INTEREST RATE RISK Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:
•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, earnings will initially decline);

•	assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);

•	short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may affect new loan yields and funding costs differently); or

•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available-for-sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income).
     Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSRs and other financial instruments, the value of the pension liability and other items affecting earnings.
     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2008, our most recent simulation indicated estimated earnings at risk of less than 1% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate rises to 4% and the 10-year Constant Maturity Treasury bond yield rises to 6%. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our hedging strategies for MSRs. See “Mortgage Banking Interest Rate and Market Risk.”
     We use exchange-traded and over-the-counter interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair value of these derivatives as of December 31, 2008 and 2007, are presented in Note 16 (Derivatives) to Financial Statements. We use derivatives for asset/liability management in three main ways:
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
MORTGAGE BANKING INTEREST RATE AND MARKET RISK We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. Based on market conditions and other factors, we reduce unwanted credit and liquidity risks by selling or securitizing some or all of the long-term fixed-rate mortgage loans and ARMs we originate. On the other hand, we may hold originated ARMs and fixed-rate mortgage loans in our loan portfolio as an investment for our growing base of core deposits. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs or fixed-rate mortgage loans as part of our corporate asset/liability management. We may also acquire and add to our securities available for sale a portion of the securities issued at the time we securitize mortgages held for sale.
     2008 was another challenging year for the financial services industry with the continued deterioration in the capital markets, widening credit spreads and significant increases in market volatility, in addition to changes in interest rates discussed in the following sections. Notwithstanding the continued downturn in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue continued to be positive, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well for most of the year. The mortgage warehouse and pipeline, which predominantly consists of prime mortgage loans, was written down by $584 million in 2008 to reflect the unusual widening in nonconforming and conforming agency market spreads. In addition to the write-down associated with the mortgage warehouse and pipeline, we further reduced mortgage origination gains by $234 million in 2008 primarily to reflect an increase to the repurchase reserve for higher projected losses due to the continuing deterioration in the housing market.
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
     Under FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, which we adopted January 1, 2007, we elected to measure MHFS at fair value prospectively for new prime MHFS originations for which an active secondary market and readily available market prices existed to reliably support fair value pricing models used for these loans. At December 31, 2008, we elected to measure at fair value similar MHFS acquired from Wachovia. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs and fees are recognized when incurred. We also elected to measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe that the election for new prime MHFS and other interests held (which are now hedged with free-standing derivatives (economic hedges) along with our MSRs) reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2008, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale.
     Under FAS 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, we elected to use the fair value measurement method to initially measure and carry our residential MSRs, which represent substantially all of our MSRs. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. While the valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable, changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs. Assumptions affected include prepayment speed, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements impacted by interest rates.
     A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income (net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs). We may choose not to fully hedge all of the potential decline in the value of our MSRs resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” An increase in interest rates generally reduces the propensity for refinancing, increases the expected duration of the servicing portfolio and therefore increases the estimated fair value of the MSRs. However, an increase in interest rates can also reduce mortgage loan demand and therefore reduce origination income. In 2008, a $3,341 million decrease in the fair value of our MSRs and $3,099 million of gains on free-standing derivatives used to hedge the MSRs resulted in a net loss of $242 million.
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
     The total carrying value of our residential and commercial MSRs was $16.2 billion at December 31, 2008, and $17.2 billion at December 31, 2007. The weighted-average note rate on the owned servicing portfolio was 5.92% at December 31, 2008, and 6.01% at December 31, 2007. Our total MSRs were 0.87% of mortgage loans serviced for others at December 31, 2008, compared with 1.20% at December 31, 2007.

     As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. These derivative loan commitments are recognized at fair value in the balance sheet with changes in their fair values recorded as part of mortgage banking noninterest income. For interest rate lock commitments issued prior to January 1, 2008, we recorded a zero fair value for the derivative loan commitment at inception consistent with SAB 105. Effective January 1, 2008, we were required by SAB 109 to include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan as part of the fair value measurement of derivative loan commitments. The implementation of SAB 109 did not have a material impact on our results or the valuation of our loan commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time.
     Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize forwards and options, Eurodollar futures, Eurodollar options, and Treasury futures, forwards and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.
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
The notional or contractual amount, credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2008 and 2007, are included in Note 16 (Derivatives) to Financial Statements. Open, “at risk” positions for all trading businesses are monitored by Corporate ALCO.
     The standardized approach for monitoring and reporting market risk for the trading activities is the value-at-risk (VAR) metrics complemented with factor analysis and stress testing. VAR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VAR at a 99% confidence interval based on actual changes in rates and prices over the past 250 trading days. The analysis captures all financial instruments that are considered trading positions. The average one-day VAR throughout 2008 was $19 million, with a lower bound of $10 million and an upper bound of $52 million. We acquired from Wachovia a capital markets business. Generally, these activities have a more significant VAR exposure.
MARKET RISK — EQUITY MARKETS We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors (the Board). The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews the valuations of these investments at least quarterly and assesses them for possible other-than-temporary impairment. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Nonmarketable investments included private equity investments of $2.71 billion at December 31, 2008, and $2.02 billion at December 31, 2007, and principal investments of $1.28 billion at December 31, 2008. Private equity investments are carried at cost subject to other-than-temporary impairment. Principal investments are carried at fair value with net unrealized gains and losses reported in noninterest income.
     We also have marketable equity securities in the securities available-for-sale portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and periodically include other-than-temporary impairment charges, which are recorded when determined. The fair value of marketable equity securities was $6.14 billion and cost was $6.30 billion at December 31, 2008, and $2.78 billion and $2.88 billion, respectively, at December 31, 2007.

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
     Debt securities in the securities available-for-sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5.2 years at December 31, 2008. Of the $155.2 billion (cost basis) of debt securities in this portfolio at December 31, 2008, $49.9 billion (32%) is expected to mature or be prepaid in 2009 and an additional $21.7 billion (14%) in 2010. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the Federal Home Loan Banks, the Federal Reserve Board, or the U.S. Treasury. In 2008, we sold mortgage loans of $218 billion. The amount of mortgage loans and other consumer loans available to be sold, securitized or pledged was approximately $230 billion at December 31, 2008.
     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits funded 53.8% and 58.2% of average total assets in 2008 and 2007, respectively.
     The remaining assets were funded by long-term debt (including trust preferred securities), certain other deposits, and short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings). Long-term debt averaged $102.3 billion in 2008 and $93.2 billion in 2007. Short-term borrowings averaged $65.8 billion in 2008 and $25.9 billion in 2007, an increase of $39.9 billion due to business funding needs.
     We anticipate making capital expenditures of approximately $2.8 billion in 2009 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including cash flows from operations and borrowings.
     Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding through issuances of registered debt securities, private placements and asset-backed secured funding. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants. At February 23, 2009, Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1,” and Standard & Poor’s Rating Services, “AA+.”
     Table 22 provides the credit ratings of the Company, Wells Fargo Bank, N.A. and Wachovia Bank, N.A. as of February 23, 2009.

Table 22: Credit Ratings

	Wells Fargo & Company					Wells Fargo Bank, N.A.				Wachovia Bank, N.A.
	Senior debt	Subord- inated debt		Commer- cial paper		Long- term deposits		Short- term borrow- ings		Long- term deposits		Short- term borrow- ings

Moody’s	Aa3	A1		P-1		Aa1		P-1		Aa1		P-1
S&P	AA	AA	-	A-1	+	AA	+	A-1	+	AA	+	A-1	+
Fitch, Inc.	AA	AA	-	F1	+	AA	+	F1	+	AA	+	F1	+
DBRS	AA	AA	*	R-1	**	AA	***	R-1	***	AA	***	R-1	***

* low   ** middle   *** high

     Wells Fargo is participating in the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP). The TLGP has two components: the Debt Guarantee Program, which provides a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provides a temporary unlimited guarantee of funds in noninterest bearing transaction accounts at FDIC insured institutions. Under the Debt Guarantee Program, we have $91.7 billion of remaining capacity to issue guaranteed debt as of December 31, 2008. Eligible entities will be assessed fees payable to the FDIC for coverage under the program. This assessment will be in addition to risk-based deposit insurance assessments currently imposed under FDIC rules and regulations.

Parent. Under SEC rules, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. “Well-known seasoned issuers” generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. In June 2006, the Parent’s registration statement with the SEC for issuance of senior and subordinated notes, preferred stock and other securities became effective. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt, subject to a total outstanding debt limit of $230 billion. At December 31, 2008, the Parent had outstanding debt under these authorities of $31.9 billion, $133.1 billion and $165.8 billion, respectively. During 2008, the Parent issued a total of $12.8 billion in registered senior notes. The Parent also issued capital securities in the form of $6.5 billion in junior subordinated debt to statutory business trusts formed by the Parent, which, in turn, issued trust preferred and perpetual preferred purchase securities. We used the proceeds from securities issued in 2008 for general corporate purposes and expect that the proceeds from securities issued in the future will also be used for general corporate purposes. On May 1, 2008, the Parent remarketed $2.9 billion aggregate original principal amount of its Floating Rate Convertible Senior Debentures (the Debentures) due 2033. Following the remarketing, the Debentures are no longer convertible, and the principal amount of the Debentures will accrete at a rate of 3.55175% per annum, commencing May 1, 2008. Net proceeds of the remarketing will be paid to holders of the Debentures that elected to participate in the remarketing. The Parent also issues commercial paper from time to time, subject to its short-term debt limit.
Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $50 billion in outstanding long-term debt. In December 2007, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in long-term senior or subordinated notes. At December 31, 2008, Wells Fargo Bank, N.A. had remaining issuance capacity on the bank note program of $49.0 billion and $48.4 billion, respectively. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations. During 2008, Wells Fargo Bank, N.A. issued $43.1 billion in short-term and long-term senior notes.
Wachovia Bank, N.A. Wachovia Bank, N.A. had $49.0 billion available for issuance under a global note program at December 31, 2008. Wachovia Bank, N.A. also has a $25 billion Euro medium-term note program (EMTN) under which it may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the U.S. without applicable exemptions from registration. Under the EMTN, Wachovia Bank, N.A. had up to $22.4 billion available for issuance at December 31, 2008. In addition, Wachovia Bank, N.A. has an A$10 billion Australian medium-term note program (AMTN), under which it may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the U.S. without applicable exemptions from registration. Up to A$8.5 billion was available for issuance at December 31, 2008.
Wells Fargo Financial. In February 2008, Wells Fargo Financial Canada Corporation (WFFCC), an indirect wholly-owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions CAD$7.0 billion in medium-term notes for distribution from time to time in Canada. In 2008, WFFCC issued CAD$500 million in medium-term notes, leaving CAD$6.5 billion available for future issuance. All medium-term notes issued by WFFCC are unconditionally guaranteed by the Parent.

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
     In 2007, the Board authorized the repurchase of up to 200 million additional shares of our outstanding common stock. During 2008, we repurchased 52 million shares of our common stock, all from our employee benefit plans. At December 31, 2008, the total remaining common stock repurchase authority was approximately 15 million shares.

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
     Our potential sources of capital include retained earnings and issuances of common and preferred stock. In 2008, retained earnings decreased $2.4 billion, predominantly as a result of net income of $2.7 billion less common and preferred dividends and accretion of $4.6 billion. In 2008, we issued 468.5 million shares in a common stock offering to the public valued at $12.3 billion. We also issued approximately 86 million shares of common stock valued at $2.3 billion under various employee benefit and director plans (including shares issued for our ESOP plan) and under our dividend reinvestment and direct stock purchase programs, and we issued approximately 429 million shares of common stock valued at $14.6 billion for acquisitions, including $14.4 billion (as of the announcement date of the acquisition) for the Wachovia acquisition. Wachovia shareholders received 0.1991 shares of Wells Fargo common stock in exchange for each share of Wachovia common stock they owned, for a total of 422.7 million shares of Wells Fargo common stock. Shares of each outstanding series of Wachovia preferred stock were converted into shares (or fractional shares) of a corresponding series Wells Fargo preferred stock having substantially the same rights and preferences.
     On October 28, 2008, at the request of the United States Department of the Treasury (Treasury Department) and pursuant to a Letter Agreement and related Securities Purchase Agreement dated October 26, 2008 (the Securities Purchase
Agreements), we issued 25,000 shares of Wells Fargo’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value, having a liquidation amount per share equal to $1,000,000, for a total price of $25 billion. We pay cumulative dividends on the preferred securities at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Unless permitted under the provisions of the American Recovery and Reinvestment Act of 2009, we may not redeem the preferred securities during the first three years except with the proceeds from a “qualifying equity offering.” After three years, we may, at our option, redeem the preferred securities at par value plus accrued and unpaid dividends. The preferred securities are generally non-voting. Prior to October 28, 2011, unless we have redeemed the preferred securities or the Treasury Department has transferred the preferred securities to a third party, the consent of the Treasury Department will be required for us to increase our common stock dividend or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Securities Purchase Agreements. The terms of the Treasury Department’s purchase of the preferred securities include certain restrictions on certain forms of executive compensation and limits on the tax deductibility of compensation we pay to executive management. As part of its purchase of the preferred securities, the Treasury Department also received warrants to purchase 110,261,688 shares of our common stock at an initial per share exercise price of $34.01, subject to customary anti-dilution provisions. The warrants expire ten years from the issuance date. Both the preferred securities and warrants will be accounted for as components of Tier 1 capital.
     The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the OCC. Risk-based capital guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2008, the Company and each of our subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements for additional information.

Comparison of 2007 with 2006

Our financial results included the following:
     Net income in 2007 was $8.06 billion ($2.38 per share), compared with $8.42 billion ($2.47 per share) in 2006. Results for 2007 included the impact of a $1.4 billion (pre tax) credit reserve build ($0.27 per share) and $203 million of Visa litigation expenses ($0.04 per share), and for 2006 included $95 million ($0.02 per share) of Visa litigation expenses. Despite the challenging environment in 2007, we had a solid year and achieved both double-digit top line revenue growth and positive operating leverage (revenue growth of 10.4% exceeding expense growth of 9.5%).
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
     We were not immune to these unprecedented external factors. Our provision for credit losses was $2.7 billion higher in 2007 than in 2006, reflecting $1.3 billion in additional provisions for actual charge-offs that occurred in 2007 and a $1.4 billion provision to further build reserves for loan losses.

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
     We continued to make investments in 2007 by opening 87 regional banking stores and converting 42 stores acquired from Placer Sierra Bancshares and National City Bank to our network. We grew our sales and service force by adding 1,755 team members (full-time equivalents) in 2007, including 578 retail platform bankers. In fourth quarter 2007, we completed the acquisition of Greater Bay Bancorp, with $7.4 billion in assets, adding to our community banking, commercial insurance brokerage, specialty finance and trust businesses.
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
     Among the many products and services that grew in 2007, we achieved the following results:
•	average loans grew 12%;

•	average core deposits grew 13%;

•	assets under management were up 14%;

•	mortgage servicing fees were up 14%;

•	insurance premiums were up 14%; and

•	total noninterest income rose 17%, reflecting the breadth of our cross-sell efforts.
     ROA was 1.55% and ROE was 17.12% in 2007, compared with 1.73% and 19.52%, respectively, in 2006. Both ROA and ROE were, once again, at or near the top of our large bank peers.
     Net interest income on a taxable-equivalent basis was $21.1 billion in 2007, up from $20.1 billion a year ago, reflecting strong growth in earning assets. Average earning assets grew 7% from 2006. Our net interest margin was 4.74% for 2007, compared with 4.83% in 2006, primarily due to earning assets increasing at a slightly faster rate than core deposits.
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
     During 2007, noninterest income was affected by changes in interest rates, widening credit spreads, and other credit and housing market conditions, including:
•	$(803) million — $479 million write-down of the mortgage warehouse/pipeline, and $324 million write-down, primarily due to mortgage loans repurchased, and an increase in the repurchase reserve for projected early payment defaults.

•	$583 million — increase in mortgage servicing income reflecting a $571 million reduction in the value of MSRs due to the decline in mortgage rates during the year, offset by a $1.15 billion gain on the financial instruments hedging the MSRs. The ratio of MSRs to related loans serviced for others at December 31, 2007, was 1.20%, the lowest ratio in 10 quarters.
     Noninterest expense was $22.8 billion in 2007, up 9.5% from $20.8 billion in 2006, primarily due to continued investments in new stores and additional sales and service-related team members. We grew our sales and service force by adding 1,755 team members (full-time equivalents), including 578 retail platform bankers. The acquisition of Greater Bay Bancorp added $87 million of expenses in 2007. Despite these investments and the acquisition of Greater Bay Bancorp and related integration expense, our efficiency ratio improved to 57.9% in 2007 from 58.4% in 2006. We obtained concurrence from the staff of the SEC regarding our accounting for certain transactions related to the restructuring of Visa, and recorded a litigation liability and corresponding expense, included in operating losses, of $203 million for 2007 and $95 million for 2006. In addition, expenses in 2007 included $433 million in origination costs that, prior to the adoption of FAS 159, would have been deferred and recognized as a reduction of net gains on mortgage loan origination/sales activities at the time of sale.
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
     National Home Equity Group portfolio net charge-offs totaled $595 million (0.73% of average loans) in 2007, compared with $110 million (0.14%) in 2006. Because the majority of the Home Equity net charge-offs were concentrated in the indirect or third party origination channels, which have a higher percentage of 90% or greater combined loan-to-value portfolios, we have discontinued third party activities not behind a Wells Fargo first mortgage and segregated these indirect loans into a liquidating portfolio. As previously disclosed, while the $11.9 billion of loans in this liquidating portfolio represented about 3% of total loans outstanding at December 31, 2007, these loans represented the highest risk in our $84.2 billion Home Equity portfolio. The loans in the liquidating portfolio were primarily sourced through wholesale (brokers) and correspondents. Additionally, they are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. We continued to provide home equity financing directly to our customers, but stopped originating or acquiring new home equity loans through indirect channels unless they are behind a Wells Fargo first mortgage and have a combined loan-to-value ratio lower than 90%. We also experienced increased net charge-offs in our unsecured consumer portfolios, such as credit cards and lines of credit, in part due to growth and in part due to increased economic stress in households.
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
     At December 31, 2007, total nonaccrual loans were $2.68 billion (0.70% of total loans) up from $1.67 billion (0.52%) at December 31, 2006. The majority of the increase in nonaccrual loans was concentrated in the first mortgage portfolio ($209 million in Wells Fargo Home Mortgage and $343 million in Wells Fargo Financial) and was due to the national rise in mortgage default rates. Total NPAs were $3.87 billion (1.01% of total loans) at December 31, 2007, compared with $2.42 billion (0.76%) at December 31, 2006. Due to illiquid market conditions, we are now holding more foreclosed properties than we have historically. Foreclosed assets were $1.18 billion at December 31, 2007, compared with $745 million at December 31, 2006. Foreclosed assets, a component of total NPAs, included $649 million and $423 million in residential property and auto loans, and $535 million and $322 million of foreclosed real estate securing GNMA loans at December 31, 2007 and 2006, respectively, consistent with regulatory reporting requirements. The foreclosed real estate securing GNMA loans of $535 million represented 14 basis points of the ratio of NPAs to loans at December 31, 2007. Both principal and interest for the GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the FHA or guaranteed by the Department of Veterans Affairs.
     The Company and each of its subsidiary banks remained “well capitalized” under applicable regulatory capital adequacy guidelines. The ratio of common stockholders’ equity to total assets was 8.28% at December 31, 2007, compared with 9.51% at December 31, 2006. Our total RBC ratio at December 31, 2007, was 10.68% and our Tier 1 RBC ratio was 7.59%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies. Our RBC ratios at December 31, 2006, were 12.49% and 8.93%, respectively. Our Tier 1 leverage ratios were 6.83% and 7.88% at December 31, 2007 and 2006, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies.

Risk Factors

An investment in the Company involves risk, including the possibility that the value of the investment could fall substantially and that dividends or other distributions on the investment could be reduced or eliminated. We discuss below and elsewhere in this Report, as well as in other documents we file with the SEC, risk factors that could adversely affect our financial results and condition and the value of, and return on, an investment in the Company. We refer you to the Financial Review section and Financial Statements (and related Notes) in this Report for more information about credit, interest rate, market and litigation risks, and to the “Regulation and Supervision” section of our 2008 Form 10-K for more information about legislative and regulatory risks. Any factor described below or elsewhere in this Report or in our 2008 Form 10-K could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the
SEC in 2009 for material changes to the discussion of risk factors. There are factors not discussed below or elsewhere in this Report that could adversely affect our financial results and condition.
     In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that one or more of these same risk factors could cause actual results to differ significantly from projections or forecasts of our financial results and condition and expectations for our operations and business that we make or express in forward-looking statements in this Report and in presentations and other Company communications. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast,” “will,” “may,” “can” and similar expressions. Do not unduly rely on forward-looking statements, as actual results could differ significantly. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date that may affect whether those forecasts and expectations continue to reflect management’s beliefs or the likelihood that the forecasts and expectations will be realized.
In this Report we make forward-looking statements that:

•	because loans subject to SOP 03-3 have been written down to the amount estimated to be collectible, we expect to fully collect the new carrying value of the loans;

•	our 2009 pension expense will increase by about $600 million;

•	securities guaranteed against loss by bond insurers are expected to perform even if the rating agencies reduce the credit rating of the bond insurers;

•	until conditions improve in the residential real estate and liquidity markets, we will continue to hold more nonperforming assets on our balance sheet as it is currently the most economic option available;

•	we expect that the amount of nonaccrual loans will change due to portfolio growth, economic growth, portfolio seasoning, routine problem loan recognition and resolution through collections, sales or charge-offs;

•	to the extent the housing market does not recover, Home Mortgage could continue to have increased loss severity on repurchases, causing future increases in the repurchase reserve;

•	we believe that the election to measure at fair value new prime mortgages held for sale and other interests held will reduce certain timing differences and better match changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets;

•	we expect changes in the fair value of derivative financial instruments used to hedge outstanding derivative loan commitments will fully or partially offset the changes in fair value of the derivative loan commitments;

•	we anticipate making capital expenditures of approximately $2.8 billion in 2009 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers;

•	we expect that the proceeds from securities issued in the future will be used for general corporate purposes;

•	we believe the principal and interest on debt securities held in the securities-available-for-sale portfolio are fully collectible;

•	management believes that the outcome of pending and threatened legal actions will not have a material adverse effect on our results of operations or stockholders’ equity; and

•	we will not be required to make a contribution in 2009 for the Cash Balance Plan.
     In addition to the above forward-looking statements, this Report states our beliefs and expectations about the adequacy of our allowance or reserve for credit losses at December 31, 2008. There is no assurance that this allowance or reserve will be adequate to cover future credit losses, especially if credit markets and unemployment do not stabilize. As described below and elsewhere in this Report and in our 2008 Form 10-K, increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition.
RISKS RELATING TO CURRENT ECONOMIC AND MARKET CONDITIONS
Our financial results and condition will be adversely affected if home prices continue to fall and unemployment continues to increase. Significant declines in home prices over the last year and recent increases in unemployment have resulted in higher loan charge-offs and increases in our allowance for credit losses and related provision expense. The economic environment and related conditions will directly affect credit performance. For example, if home prices continue to fall or unemployment continues to rise we will likely incur higher than normal charge-offs and provision expense from increases in our allowance for credit losses. These conditions are adversely affecting not only consumer loan performance but also commercial loans, especially those business borrowers that rely on the health of industries that are experiencing high levels of contraction.
Current financial and credit market conditions may persist or worsen, making it more difficult to access capital markets on favorable terms. Over the last year financial and credit markets have experienced unprecedented disruption and volatility. These conditions may continue or even worsen, affecting our ability to access capital markets on favorable terms. We may raise additional capital through the issuance of common stock, which could dilute existing stockholders, or reduce or eliminate our common stock dividend to preserve capital or in order to raise additional capital.
Participation in the Treasury Department’s Capital Purchase Program restricts our ability to raise the common stock dividend and may result in dilution of common stockholders. The U.S. government has taken action to restore liquidity and stability to financial and credit markets, including the enactment of the Emergency Economic Stabilization Act of 2008 (EESA) and the Troubled Asset Relief Program (TARP). As part of TARP, the Treasury Department implemented the Capital Purchase Program (CPP) to purchase senior preferred stock from qualifying financial institutions including Wells Fargo. On October 28, 2008, we issued preferred securities and a common stock purchase warrant to the Treasury Department under the CPP. Prior to October 28, 2011, unless we have redeemed the preferred securities or the Treasury Department has transferred the securities to a third party, the Treasury Department’s consent will be required for us to increase our common stock dividend or repurchase our common stock other than in connection with benefit plans consistent with past practice. Under the anti-dilution provisions included in the terms of the department’s CPP investment, the per share exercise price of the warrant and the number of shares of our common stock issuable upon exercise of the warrant will be adjusted upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. The exercise of the common stock purchase warrant could result in material dilution to existing common stockholders.
     Financial institutions that have received additional Treasury Department investments through the CPP have been subject to additional conditions, including the elimination of their common stock dividend (or reduction to a nominal amount). Although we do not anticipate a need at this time, there is no assurance that we may not raise additional capital through the CPP. This could result in the issuance to the Treasury Department of additional preferred securities at dividend rates higher than the preferred stock issued in October 2008, the issuance of additional common stock purchase warrants, and even the issuance of shares of common stock, which could result in dilution to existing stockholders.
     As a condition to an additional CPP investment, we could be required to eliminate our common stock dividend.
     As a participant in the CPP our business activities and corporate governance may be subject to additional restrictions and requirements, including requirements for lending activities and restrictions on compensation, some possibly with retroactive application, adopted by Congress, the Treasury Department or government agencies. See, for example, the discussion below of the American Recovery and Reinvestment Act of 2009.
     For more information, refer to “Capital Management” in the Financial Review section of this Report and to the “Regulation and Supervision” section in our 2008 Form 10-K.
The recent economic stimulus legislation imposes new compensation restrictions that could adversely affect our ability to recruit and retain key employees. The American Recovery and Reinvestment Act of 2009 includes extensive new restrictions on our ability to pay retention awards, bonuses and other incentive compensation during the period in which we have any outstanding obligation arising from financial assistance provided to us under the TARP. Many of the restrictions are not limited to our senior executives and cover other employees whose contributions to revenue and performance can be significant. The limitations may adversely affect our ability to recruit and retain these key employees, especially if we are competing for management talent against U.S. and non-U.S. institutions that are not subject to the same restrictions. For more information, refer to the “Regulation and Supervision” section in our 2008 Form 10-K.
Bankruptcy laws may be changed to allow mortgage “cram-downs,” or court-ordered modifications to our mortgage loans including the reduction of principal balances. Under current bankruptcy laws, courts cannot force a modification of mortgage and home equity loans secured by primary residences. In response to the current financial crisis, legislation has been proposed to allow mortgage loan “cram-downs,” which would empower courts to modify the terms of mortgage and home equity loans including to reduce the principal amount to reflect lower underlying property values. This could result in our writing down the value of our mortgage and home equity loans to reflect their lower loan values. There is also risk that home equity loans in a second lien position (i.e., behind a mortgage) could experience significantly higher losses to the extent they become unsecured as a result of a cram-down. The availability of principal reductions or other mortgage loan modifications could make bankruptcy a more attractive option for troubled borrowers, leading to increased bankruptcy filings and accelerated defaults.
RISKS RELATING TO THE WACHOVIA MERGER
Our financial results and condition could be adversely affected if we fail to realize the expected benefits of the Wachovia merger or it takes longer than expected to realize those benefits. The merger with Wachovia Corporation will require the integration of the businesses of Wachovia and Wells Fargo. The integration process may result in the loss of key employees, the disruption of ongoing businesses and the loss of customers and their business and deposits. It may also divert management attention and resources from other operations and limit the Company’s ability to pursue other acquisitions. There is no assurance that we will realize the cost savings and other financial benefits of the merger when and in the amounts expected.
We may incur losses on loans, securities and other acquired assets of Wachovia that are materially greater than reflected in our preliminary fair value adjustments. We accounted for the Wachovia merger under the purchase method of accounting, recording the acquired assets and liabilities of Wachovia at fair value based on preliminary purchase accounting adjustments. Under purchase accounting, we have until one year after the merger to finalize the fair value adjustments, meaning we could materially adjust until then the preliminary fair value estimates of Wachovia’s assets and liabilities based on new or updated information.
     Under SOP 03-3, we recorded at fair value all credit-impaired loans acquired in the merger based on the present value of their expected cash flows. We estimated cash flows using internal credit, interest rate and prepayment risk models using assumptions about matters that are inherently uncertain. We may not realize the estimated cash flows or fair value of these loans. In addition, although the difference between the pre-merger carrying value of the credit-impaired loans and their expected cash flows–the “nonaccretable difference”–is available to absorb future charge-offs, we may be required to increase our allowance for credit losses and related provision expense because of subsequent additional credit deterioration in these loans.
     For more information, refer to “Overview” and “Critical Accounting Policies – Acquired Loans Accounted for Under SOP 03-3” in this Report.
GENERAL RISKS RELATING TO OUR BUSINESS
Higher charge-offs and worsening credit conditions could require us to increase our allowance for credit losses through a charge to earnings. When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans.
     We might underestimate the credit losses inherent in our loan portfolio and have credit losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, or other factors such as changes in borrower behavior. As an example, we are finding that borrowers are increasingly less likely to continue making payments on their real estate-secured loans if the value of the real estate is less than what they owe, even if they are still financially able to make the payments.
     While we believe that our allowance for credit losses was adequate at December 31, 2008, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. We may be required to build reserves in 2009, thus reducing earnings.

     For more information, refer to “Critical Accounting Policies –Allowance for Credit Losses” and “Risk Management – Credit Risk Management Process” in the Financial Review section of this Report.
We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral. Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2007 and 2008 when we incurred greater than expected losses in our Home Equity loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, continued deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. As a result of the Wachovia merger, we have increased our exposure to California, as well as to Arizona and Florida, two states that have also recently suffered significant declines in home values. Continued deterioration in housing conditions and real estate values in these states and generally across the country could result in materially higher credit losses.
     For more information, refer to “Risk Management – Credit Risk Management Process – Loan Portfolio Concentrations” in the Financial Review section of this Report and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Loss of customer deposits and market illiquidity could increase our funding costs. We rely on bank deposits to be a low cost and stable source of funding for the loans we make. We compete with banks and other financial services companies for deposits. If our competitors raise the rates they pay on deposits our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Higher funding costs reduce our net interest margin and net interest income. As discussed above, the integration of Wells Fargo and Wachovia may result in the loss of customer deposits.
     We sell most of the mortgage loans we originate in order to reduce our credit risk and provide funding for additional loans. We rely on Fannie Mae and Freddie Mac to purchase loans that meet their conforming loan requirements and on other capital markets investors to purchase loans that do not meet those requirements–referred to as “nonconforming” loans. Since 2007, investor demand for nonconforming loans has fallen sharply, increasing credit spreads and reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund–and thus originate–new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that Fannie Mae and Freddie Mac will not materially limit their purchases of conforming loans due to capital constraints, or changes in criteria for conforming loans (e.g., maximum loan amount or borrower eligibility).
Changes in interest rates could reduce our net interest income and earnings. Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin–the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding–and the amount of earning assets we hold. Changes in either our net interest margin or the amount of earning assets we hold could affect our net interest income and our earnings.
     Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. When interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up.
     Changes in the slope of the “yield curve”–or the spread between short-term and long-term interest rates–could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.
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
     We assess our interest rate risk by estimating the effect on our earnings under various scenarios that differ based on assumptions about the direction, magnitude and speed of interest rate changes and the slope of the yield curve. We hedge some of that interest rate risk with interest rate derivatives. We also rely on the “natural hedge” that our mortgage loan originations and servicing rights can provide.
     We do not hedge all of our interest rate risk. There is always the risk that changes in interest rates could reduce our net interest income and our earnings in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may incur significant losses on debt securities we hold as investments. To reduce our interest rate risk, we may rebalance our investment and loan portfolios, refinance our debt and take other strategic actions. We may incur losses when we take such actions.
     For more information, refer to “Risk Management – Asset/ Liability and Market Risk Management – Interest Rate Risk” in the Financial Review section of this Report.

Changes in interest rates could also reduce the value of our mortgage servicing rights and mortgages held for sale, reducing our earnings. We have a sizeable portfolio of mortgage servicing rights. A mortgage servicing right (MSR) is the right to service a mortgage loan—collect principal, interest and escrow amounts—for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers.
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
     We measure at fair value new prime mortgages held for sale (MHFS) for which an active secondary market and readily available market prices exist. We also measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall. We may not hedge this risk, and even if we do hedge the risk with derivatives and other instruments we may still incur significant losses from changes in the value of these MHFS and other interests or from changes in the value of the hedging instruments.
     For more information, refer to “Critical Accounting Policies” and “Risk Management — Asset/Liability and Market Risk Management — Mortgage Banking Interest Rate and Market Risk” in the Financial Review section of this Report.
     Our mortgage banking revenue can be volatile from quarter to quarter. We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans tends to fall, reducing the revenue we receive from loan originations. At the same time, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations tend to increase and the value of our MSRs tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would accrue over time. It is also possible that, because of the recession and deteriorating housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.
     We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We generally do not hedge all of our risk, and the fact that we attempt to hedge any of the risk does not mean we will be successful. Hedging is a complex process, requiring sophisticated models and constant moni-
toring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. We could incur significant losses from our hedging activities. There may be periods where we elect not to use derivatives and other instruments to hedge mortgage banking interest rate risk.
     For more information, refer to “Risk Management —Asset/Liability and Market Risk Management — Mortgage Banking Interest Rate and Market Risk” in the Financial Review section of this Report.
We could recognize other-than-temporary impairment on securities held in our available-for-sale portfolio, including perpetual preferred stock, if economic and market conditions do not improve. Our securities-available-for-sale portfolio had gross unrealized losses of $12.2 billion at December 31, 2008. We analyze securities held in our available-for-sale portfolio for other-than-temporary impairment on a quarterly basis. The process for determining whether impairment is other than temporary requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may be required to recognize other-than-temporary impairment in future periods, thus reducing earnings.
     For more information, refer to “Overview — Current Accounting Developments,” “Balance Sheet Analysis — Securities Available for Sale” and Note 5 (Securities Available for Sale) to Financial Statements in this Report.
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
     For more information, refer to “Earnings Performance —Balance Sheet Analysis — Securities Available for Sale” and “Risk Management — Credit Risk Management Process” in the Financial Review section of this Report.
Our ability to grow revenue and earnings will suffer if we are unable to sell more products to customers. Selling more products to our customers—“cross-selling”—is the cornerstone of our business model and key to our ability to grow revenue and earn-

ings. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can limit our ability to sell more products to our customers or put pressure on us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Increasing our cross-sell ratio— or the average number of products sold to existing customers—may become more challenging, especially given that our cross-sell ratio is already high, and we might not attain our goal of selling an average of eight products to each customer.
The economic recession could reduce demand for our products and services and lead to lower revenue and lower earnings. We earn revenue from the interest and fees we charge on the loans and other products and services we sell. As the economy worsens and consumer and business spending decreases and unemployment rises, the demand for those products and services can fall, reducing our interest and fee income and our earnings. These same conditions can also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses.
Changes in stock market prices could reduce fee income from our brokerage and asset management businesses. We earn fee income from managing assets for others and providing brokerage services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. As a result of the Wachovia merger, a greater percentage of our revenue will depend on our brokerage services business.
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
     For more information, refer to Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
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
Our venture capital business can also be volatile from quarter to quarter. Certain of our venture capital businesses are carried under the cost or equity method, and others (e.g., principal investments) are carried at fair value with unrealized gains and losses reflected in earnings. Our venture capital investments tend to be in technology and other volatile industries, so the value of our public and private equity portfolios can fluctuate widely. Earnings from our venture capital investments can be volatile and hard to predict and can have a significant effect on our earnings from period to period. When, and if, we recognize gains can depend on a number of factors, including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions.
     Our venture capital investments could result in significant losses, either other-than-temporary impairment losses for those investments carried under the cost or equity method or mark-to-market losses for principal investments. Our assessment for other-than-temporary impairment is based on a number of factors, including the then current market value of each investment compared to its carrying value. If we determine there is other-than-temporary impairment for an investment, we will write-down the carrying value of the investment, resulting in a charge to earnings. The amount of this charge could be significant. Further, our principal investing portfolio could incur significant mark-to-market losses especially if these investments have been written up because of higher market prices.
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
     For more information, refer to “Regulation and Supervision —Dividend Restrictions” and “— Holding Company Structure” in our 2008 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
Changes in accounting policies or accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect how we report our financial results and condition. Our accounting policies are fundamental to determining and understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Six of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, refer to “Critical

Accounting Policies” in the Financial Review section of this Report.
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
Federal and state regulations can restrict our business, and non- compliance could result in penalties, litigation and damage to our reputation. Our parent company, our subsidiary banks and many of our nonbank subsidiaries are heavily regulated at the federal and/or state levels. This regulation is to protect depositors, federal deposit insurance funds, consumers and the banking system as a whole, not our stockholders. Federal and state regulations can significantly restrict our businesses, and we could be fined or otherwise penalized if we are found to be out of compliance.
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
     The Patriot Act, which was enacted in the wake of the September 2001 terrorist attacks, requires us to implement new or revised policies and procedures relating to anti money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal bank regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.
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

     For more information, refer to “Regulation and Supervision” in our 2008 Form 10-K and to “Report of Independent Registered Public Accounting Firm” in this Report.
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
Risks Relating to Legal Proceedings Wells Fargo and some of its subsidiaries are involved in judicial, regulatory and arbitration proceedings concerning matters arising from our business activities. Although we believe we have a meritorious defense in all significant litigation pending against us, there can be no assurance as to the ultimate outcome. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. We may still incur legal costs for a matter even if we have not established a reserve. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts reserved for that matter. The ultimate resolution of a pending legal proceeding, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition. For more information, refer to Note 15 (Guarantees and Legal Actions) to Financial Statements in this Report.
Risks Affecting Our Stock Price Our stock price can fluctuate widely in response to a variety of factors, in addition to those described above, including:
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

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2008, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2008.
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
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2008 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management concluded that as of December 31, 2008, the Company’s internal control over financial reporting was effective.
     KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited Wells Fargo & Company and Subsidiaries’ (“the Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 23, 2009, expressed an unqualified opinion on those consolidated financial statements.
San Francisco, California
February 23, 2009

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

(in millions, except per share amounts)	Year ended December 31,
	2008	2007	2006

INTEREST INCOME
Trading assets	$177	$173	$225
Securities available for sale	5,287	3,451	3,278
Mortgages held for sale	1,573	2,150	2,746
Loans held for sale	48	70	47
Loans	27,632	29,040	25,611
Other interest income	181	293	332

Total interest income	34,898	35,177	32,239

INTEREST EXPENSE
Deposits	4,521	8,152	7,174
Short-term borrowings	1,478	1,245	992
Long-term debt	3,756	4,806	4,122

Total interest expense	9,755	14,203	12,288

NET INTEREST INCOME	25,143	20,974	19,951
Provision for credit losses	15,979	4,939	2,204

Net interest income after provision for credit losses	9,164	16,035	17,747

NONINTEREST INCOME
Service charges on deposit accounts	3,190	3,050	2,690
Trust and investment fees	2,924	3,149	2,737
Card fees	2,336	2,136	1,747
Other fees	2,097	2,292	2,057
Mortgage banking	2,525	3,133	2,311
Operating leases	427	703	783
Insurance	1,830	1,530	1,340
Net gains (losses) on debt securities available for sale	1,037	209	(19)
Net gains (losses) from equity investments	(737)	734	738
Other	1,125	1,480	1,356

Total noninterest income	16,754	18,416	15,740

NONINTEREST EXPENSE
Salaries	8,260	7,762	7,007
Commission and incentive compensation	2,676	3,284	2,885
Employee benefits	2,004	2,322	2,035
Equipment	1,357	1,294	1,252
Net occupancy	1,619	1,545	1,405
Operating leases	389	561	630
Other	6,356	6,056	5,623

Total noninterest expense	22,661	22,824	20,837

INCOME BEFORE INCOME TAX EXPENSE	3,257	11,627	12,650
Income tax expense	602	3,570	4,230

NET INCOME	$2,655	$8,057	$8,420

NET INCOME APPLICABLE TO COMMON STOCK	$2,369	$8,057	$8,420

EARNINGS PER COMMON SHARE	$0.70	$2.41	$2.50

DILUTED EARNINGS PER COMMON SHARE	$0.70	$2.38	$2.47

DIVIDENDS DECLARED PER COMMON SHARE	$1.30	$1.18	$1.08

Average common shares outstanding	3,378.1	3,348.5	3,368.3
Diluted average common shares outstanding	3,391.3	3,382.8	3,410.1

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet(1)

(in millions, except shares)	December 31,
	2008	2007

ASSETS
Cash and due from banks	$23,763	$14,757
Federal funds sold, securities purchased under resale agreements and other short-term investments	49,433	2,754
Trading assets	54,884	7,727
Securities available for sale	151,569	72,951
Mortgages held for sale (includes $18,754 and $24,998 carried at fair value)	20,088	26,815
Loans held for sale (includes $398 carried at fair value at December 31, 2008)	6,228	948

Loans	864,830	382,195
Allowance for loan losses	(21,013)	(5,307)

Net loans	843,817	376,888

Mortgage servicing rights:
Measured at fair value (residential MSRs)	14,714	16,763
Amortized	1,446	466
Premises and equipment, net	11,269	5,122
Goodwill	22,627	13,106
Other assets	109,801	37,145

Total assets	$1,309,639	$575,442

LIABILITIES
Noninterest-bearing deposits	$150,837	$84,348
Interest-bearing deposits	630,565	260,112

Total deposits	781,402	344,460
Short-term borrowings	108,074	53,255
Accrued expenses and other liabilities	53,921	30,706
Long-term debt	267,158	99,393

Total liabilities	1,210,555	527,814

STOCKHOLDERS’ EQUITY
Preferred stock	31,332	450
Common stock – $1 2/3 par value, authorized 6,000,000,000 shares; issued 4,363,921,429 shares and 3,472,762,050 shares	7,273	5,788
Additional paid-in capital	36,026	8,212
Retained earnings	36,543	38,970
Cumulative other comprehensive income (loss)	(6,869)	725
Treasury stock – 135,290,540 shares and 175,659,842 shares	(4,666)	(6,035)
Unearned ESOP shares	(555)	(482)

Total stockholders’ equity	99,084	47,628

Total liabilities and stockholders’ equity	$1,309,639	$575,442

The accompanying notes are an integral part of these statements.
(1)	Effective December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation (Wachovia). Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair values.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

(in millions, except shares)	Preferred stock		Common stock
	Shares	Amount	Shares	Amount

BALANCE DECEMBER 31, 2005	325,463	$325	3,355,166,064	$5,788

Cumulative effect of adoption of FAS 156

BALANCE JANUARY 1, 2006	325,463	325	3,355,166,064	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities

Total comprehensive income
Common stock issued			70,063,930
Common stock repurchased			(58,534,072)
Preferred stock issued to ESOP	414,000	414
Preferred stock released to ESOP
Preferred stock converted to common shares	(355,659)	(355)	10,453,939
Common stock dividends
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans
Reclassification of share-based plans
Adoption of FAS 158

Net change	58,341	59	21,983,797	—

BALANCE DECEMBER 31, 2006	383,804	384	3,377,149,861	5,788

Cumulative effect of adoption of FSP 13-2

BALANCE JANUARY 1, 2007	383,804	384	3,377,149,861	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized gains under defined benefit plans, net of amortization

Total comprehensive income
Common stock issued			69,894,448
Common stock issued for acquisitions			58,058,813
Common stock repurchased			(220,327,473)
Preferred stock issued to ESOP	484,000	484
Preferred stock released to ESOP
Preferred stock converted to common shares	(418,000)	(418)	12,326,559
Common stock dividends
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans

Net change	66,000	66	(80,047,653)	—

BALANCE DECEMBER 31, 2007	449,804	450	3,297,102,208	5,788

Cumulative effect of adoption of EITF 06- 4 and EITF 06-10
FAS 158 change of measurement date

BALANCE JANUARY 1, 2008	449,804	450	3,297,102,208	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized losses under defined benefit plans, net of amortization

Total comprehensive income
Common stock issued			538,877,525	781
Common stock issued for acquisitions			429,084,786	704
Common stock repurchased			(52,154,513)
Preferred stock issued	25,000	22,674
Preferred stock discount accretion		67
Preferred stock issued for acquisitions	9,566,921	8,071
Preferred stock issued to ESOP	520,500	521
Preferred stock released to ESOP
Preferred stock converted to common shares	(450,404)	(451)	15,720,883
Stock warrants issued
Common stock dividends
Preferred stock dividends and accretion
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans
Other

Net change	9,662,017	30,882	931,528,681	1,485

BALANCE DECEMBER 31, 2008	10,111,821	$31,332	4,228,630,889	$7,273

   The accompanying notes are an integral part of these statements.

(in millions, except shares)	Additional	Retained	Cumulative	Treasury	Unearned	Total stock-
	paid-in	earnings	other compre-	stock	ESOP	holders’
	capital		hensive income		shares	equity

BALANCE DECEMBER 31, 2005	$7,040	$30,580	$665	$(3,390)	$(348)	$40,660

Cumulative effect of adoption of FAS 156		101				101

BALANCE JANUARY 1, 2006	7,040	30,681	665	(3,390)	(348)	40,761

Comprehensive income:
Net income		8,420				8,420
Other comprehensive income, net of tax:
Net unrealized losses on securities available for sale			(31)			(31)
Net unrealized gains on derivatives and hedging activities			70			70

Total comprehensive income						8,459
Common stock issued	(67)	(245)		2,076		1,764
Common stock repurchased				(1,965)		(1,965)
Preferred stock issued to ESOP	29				(443)	—
Preferred stock released to ESOP	(25)				380	355
Preferred stock converted to common shares	41			314		—
Common stock dividends		(3,641)				(3,641)
Tax benefit upon exercise of stock options	229					229
Stock option compensation expense	134					134
Net change in deferred compensation and related plans	50			(27)		23
Reclassification of share-based plans	308			(211)		97
Adoption of FAS 158			(402)			(402)

Net change	699	4,534	(363)	187	(63)	5,053

BALANCE DECEMBER 31, 2006	7,739	35,215	302	(3,203)	(411)	45,814

Cumulative effect of adoption of FSP 13-2		(71)				(71)

BALANCE JANUARY 1, 2007	7,739	35,144	302	(3,203)	(411)	45,743

Comprehensive income:
Net income		8,057				8,057
Other comprehensive income, net of tax:
Translation adjustments			23			23
Net unrealized losses on securities available for sale			(164)			(164)
Net unrealized gains on derivatives and hedging activities			322			322
Unamortized gains under defined benefit plans, net of amortization			242			242

Total comprehensive income						8,480
Common stock issued	(132)	(276)		2,284		1,876
Common stock issued for acquisitions	190			1,935		2,125
Common stock repurchased				(7,418)		(7,418)
Preferred stock issued to ESOP	34				(518)	—
Preferred stock released to ESOP	(29)				447	418
Preferred stock converted to common shares	13			405		—
Common stock dividends		(3,955)				(3,955)
Tax benefit upon exercise of stock options	210					210
Stock option compensation expense	129					129
Net change in deferred compensation and related plans	58			(38)		20

Net change	473	3,826	423	(2,832)	(71)	1,885

BALANCE DECEMBER 31, 2007	8,212	38,970	725	(6,035)	(482)	47,628

Cumulative effect of adoption of EITF 06-4 and EITF 06-10		(20)				(20)
FAS 158 change of measurement date		(8)				(8)

BALANCE JANUARY 1, 2008	8,212	38,942	725	(6,035)	(482)	47,600

Comprehensive income:
Net income		2,655				2,655
Other comprehensive income, net of tax:
Translation adjustments			(58)			(58)
Net unrealized losses on securities available for sale			(6,610)			(6,610)
Net unrealized gains on derivatives and hedging activities			436			436
Unamortized losses under defined benefit plans, net of amortization			(1,362)			(1,362)

Total comprehensive income						(4,939)
Common stock issued	11,555	(456)		2,291		14,171
Common stock issued for acquisitions	13,689			208		14,601
Common stock repurchased				(1,623)		(1,623)
Preferred stock issued						22,674
Preferred stock discount accretion						67
Preferred stock issued for acquisitions						8,071
Preferred stock issued to ESOP	30				(551)	—
Preferred stock released to ESOP	(27)				478	451
Preferred stock converted to common shares	(61)			512		—
Stock warrants issued	2,326					2,326
Common stock dividends		(4,312)				(4,312)
Preferred stock dividends and accretion		(286)				(286)
Tax benefit upon exercise of stock options	123					123
Stock option compensation expense	174					174
Net change in deferred compensation and related plans	46			(19)		27
Other	(41)					(41)

Net change	27,814	(2,399)	(7,594)	1,369	(73)	51,484

BALANCE DECEMBER 31, 2008	$36,026	$36,543	$(6,869)	$(4,666)	$(555)	$99,084

   The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

(in millions)	Year ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net income	$2,655	$8,057	$8,420
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	15,979	4,939	2,204
Change in fair value of MSRs (residential) and MHFS carried at fair value	3,789	2,611	2,453
Depreciation and amortization	1,669	1,532	3,221
Other net gains (losses)	2,065	(1,407)	(1,701)
Preferred shares released to ESOP	451	418	355
Stock option compensation expense	174	129	134
Excess tax benefits related to stock option payments	(121)	(196)	(227)
Originations of MHFS	(213,498)	(223,266)	(237,841)
Proceeds from sales of and principal collected on mortgages originated for sale	220,254	216,270	238,800
Net change in:
Trading assets	(3,045)	(3,388)	5,271
Loans originated for sale	(135)	(222)	(109)
Deferred income taxes	(1,642)	(31)	593
Accrued interest receivable	(2,676)	(407)	(291)
Accrued interest payable	1,634	(87)	455
Other assets, net	(21,443)	(365)	3,570
Other accrued expenses and liabilities, net	(10,941)	4,491	2,669

Net cash provided (used) by operating activities	(4,831)	9,078	27,976

Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	51,049	3,331	(717)
Securities available for sale:
Sales proceeds	60,806	47,990	53,304
Prepayments and maturities	24,317	8,505	7,321
Purchases	(105,341)	(75,129)	(62,462)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	(54,815)	(48,615)	(37,730)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	1,988	3,369	38,343
Purchases (including participations) of loans by banking subsidiaries	(5,513)	(8,244)	(5,338)
Principal collected on nonbank entities’ loans	21,846	21,476	23,921
Loans originated by nonbank entities	(19,973)	(25,284)	(26,974)
Net cash acquired from (paid for) acquisitions	11,203	(2,811)	(626)
Proceeds from sales of foreclosed assets	1,746	1,405	593
Changes in MSRs from purchases and sales	92	791	(3,539)
Other, net	(5,576)	(4,099)	(2,678)

Net cash used by investing activities	(18,171)	(77,315)	(16,582)

Cash flows from financing activities:
Net change in:
Deposits	7,697	27,058	(4,452)
Short-term borrowings	(14,888)	39,827	(11,156)
Long-term debt:
Proceeds from issuance	35,701	29,360	20,255
Repayment	(29,859)	(18,250)	(12,609)
Common stock:
Proceeds from issuance	14,171	1,876	1,764
Repurchased	(1,623)	(7,418)	(1,965)
Cash dividends paid	(4,312)	(3,955)	(3,641)
Preferred stock:
Proceeds from issuance	22,674	—	—
Proceeds from issuance of stock warrants	2,326	—	—
Excess tax benefits related to stock option payments	121	196	227
Other, net	—	(728)	(186)

Net cash provided (used) by financing activities	32,008	67,966	(11,763)

Net change in cash and due from banks	9,006	(271)	(369)
Cash and due from banks at beginning of year	14,757	15,028	15,397

Cash and due from banks at end of year	$23,763	$14,757	$15,028

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$8,121	$14,290	$11,833
Income taxes	2,554	3,719	3,084
Noncash investing and financing activities:
Transfers from trading assets to securities available for sale	$—	$1,268	$—
Transfers from securities available for sale to loans	283	—	—
Transfers from MHFS to securities available for sale	544	7,949	—
Transfers from MHFS to loans	1,195	2,133	—
Transfers from MHFS to foreclosed assets	136	—	—
Transfers from MHFS to MSRs	3,498	3,720	4,118
Transfers from loans to MHFS	—	—	32,383
Net transfers from loans to loans held for sale	1,640	—	—
Transfers from loans to foreclosed assets	3,031	2,666	1,918
Issuance of common and preferred stock for purchase accounting	22,672	2,125	—

The accompanying notes are an integral part of these statements.

Notes to Financial Statements
Note 1:  Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, investments, mortgage banking, investment banking, retail banking, brokerage, and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states of the U.S. and in other countries. In this Annual Report, when we refer to “the Company,” “we,” “our” or “us” we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company. We also hold a majority interest in a retail brokerage subsidiary and a real estate investment trust, which has publicly traded preferred stock outstanding.
     Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2009 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including the evaluation of other-than-temporary impairment on investment securities (Note 5), allowance for credit losses and loans accounted for under American Institute of Certified Public Accountants (AICPA) Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3) (Note 6), valuing residential mortgage servicing rights (MSRs) (Notes 8 and 9) and financial instruments (Note 17), pension accounting (Note 20) and income taxes (Note 21). Actual results could differ from those estimates. Among other effects, such changes could result in future impairments of investment securities, establishment of allowance for loan losses, as well as increased pension expense.
     On October 3, 2008, we signed a definitive merger agreement with Wachovia Corporation (Wachovia) and the merger was consummated on December 31, 2008. Wachovia’s assets and liabilities are included in the consolidated balance sheet at their respective acquisition date fair values. Because the acquisition was completed at the end of 2008, Wachovia’s results of operations are not included in the income statement. The accounting policies of Wachovia have been conformed to those of Wells Fargo as described herein.
     In the Financial Statements and related Notes, all common share and per share disclosures reflect a two-for-one stock split in the form of a 100% stock dividend distributed August 11, 2006.
     On January 1, 2008, we adopted the following new accounting pronouncements:
•	FSP FIN 39-1 – Financial Accounting Standards Board (FASB) Staff Position on Interpretation No. 39, Amendment of FASB Interpretation No. 39;
•	EITF 06-4 – Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements;
•	EITF 06-10 – EITF Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements; and
•	SAB 109 – Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings.
     On July 1, 2008, we adopted the following new accounting pronouncement:
•	FSP FAS 157-3 – FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.
     We adopted the following new accounting pronouncements, which were effective for year-end 2008 reporting:
•	FSP FAS 140-4 and FIN 46(R)-8 – FASB Staff Position No. 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities;
•	FSP FAS 133-1 and FIN 45-4 – FASB Staff Position No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161; and
•	FSP EITF 99-20-1, FASB Staff Position No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20.
     On April 30, 2007, the FASB issued FSP FIN 39-1, which amends Interpretation No. 39 to permit a reporting entity to offset the right to reclaim cash collateral (a receivable), or the obligation to return cash collateral (a payable), against derivative instruments executed with the same counterparty under the same master netting arrangement. The provisions of this FSP are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted FSP FIN 39-1 on January 1, 2008, and it did not have a material effect on our consolidated financial statements.
     On September 20, 2006, the FASB ratified the consensus reached by the EITF at its September 7, 2006, meeting with respect to EITF 06-4. On March 28, 2007, the FASB ratified the consensus reached by the EITF at its March 15, 2007, meeting with respect to EITF 06-10. These pronouncements require that for endorsement split-dollar life insurance arrangements and collateral split-dollar life insurance arrangements where the employee is provided benefits in postretirement periods, the employer should recognize the cost of providing that insurance over the employee’s service period by accruing a liability for the benefit obligation. Additionally, for collateral assignment split-dollar life insurance arrangements, an employer is required to recognize and measure an asset based upon the nature and substance of the agreement. EITF 06-4 and EITF 06-10 are effective for the year beginning on January 1, 2008, with early adoption permitted. We adopted EITF 06-4 and EITF 06-10 on January 1, 2008, and reduced beginning retained earnings for 2008 by $20 million (after tax), primarily related to split-dollar life insurance arrangements from the acquisition of Greater Bay Bancorp.
     On November 5, 2007, the Securities and Exchange Commission (SEC) issued SAB 109, which provides the staff’s views on the accounting for written loan commitments recorded at fair value under GAAP. To make the staff’s views consistent with current authoritative accounting guidance, SAB 109 revises and rescinds portions of SAB 105, Application of Accounting Principles to Loan Commitments. Specifically, SAB 109 states the expected net future cash flows associated with the servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109, which we adopted on January 1, 2008, are applicable to written loan commitments recorded at fair value that are entered into beginning on or after January 1, 2008. The implementation of SAB 109 did not have a material impact on our first quarter 2008 results or the valuation of our loan commitments.
     On October 10, 2008, the FASB issued FSP FAS 157-3, which clarifies the application of FAS 157, Fair Value Measurements, in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. The FSP states that an entity should not automatically conclude that a particular transaction price is determinative of fair value. In a dislocated market, judgment is required to evaluate whether individual transactions are forced liquidations or distressed sales. When relevant observable market information is not available, a valuation approach that incorporates management’s judgments about the assumptions that market participants would use in pricing the asset in a current sale transaction is acceptable. The FSP also indicates that quotes from brokers or pricing services may be relevant inputs when measuring fair value, but are not necessarily determinative in the absence of an active market for the asset. In weighing a broker quote as an input to a fair value measurement, an entity should place less reliance on quotes that do not reflect the result of market transactions. Further, the nature of the quote (for example, whether the quote is an indicative price or a binding offer) should be considered when weighing the available evidence. The FSP was effective immediately and applied to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008. We adopted the FSP prospectively, beginning July 1, 2008. The adoption of the FSP did not have a material impact on our consolidated financial results or fair value determinations.
     On December 11, 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8. This FSP is intended to improve disclosures about transfers of financial assets and continuing involvement with both qualifying special purpose entities (QSPEs)
and variable interest entities (VIEs). The FSP requires qualitative and quantitative disclosures surrounding the nature of a company’s continuing involvement with QSPEs and VIEs, the carrying amount and classification of related assets and liabilities, including the nature of any restrictions on those assets and liabilities; contractual or non-contractual support provided to either QSPEs or VIEs; and a company’s maximum exposure to loss related to these activities. This FSP amends FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125, and FIN 46 (R), Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of ARB No. 51. The FSP is effective for reporting periods (annual or interim) ending after December 15, 2008. Because the FSP amends only the disclosure requirements, the adoption of the FSP did not affect our consolidated financial results. For additional information, see Note 8.
     On September 12, 2008, the FASB issued FSP FAS 133-1 and FIN 45-4. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of credit derivatives. It amends FAS 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The FSP also amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others – an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend FAS 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008. Because the FSP amends only the disclosure requirements for credit derivatives and certain guarantees, the adoption of the FSP did not affect our consolidated financial results.
     On January 12, 2009, the FASB issued FSP EITF 99-20-1, which amends EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets (EITF 99-20), to achieve more consistent determinations of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred. The provisions of the FSP are to be applied prospectively and are considered effective for reporting periods (annual or interim) ending after December 15, 2008. Beginning with our fourth quarter 2008 results, based on this FSP guidance, we recorded no other-than-temporary impairment for certain EITF 99-20 securities that otherwise may have been considered impaired.
     The following is a description of our significant accounting policies.
Business Combinations
 A business combination occurs when an entity acquires net assets that constitute a business, or acquires equity interests in one or more other entities that are businesses and obtains control over those entities. Business combinations may be effected through the transfer of consideration such as cash, other financial or nonfinancial assets, debt, or common or preferred shares. The assets and liabilities of an acquired entity or business are recorded at their respective fair values as of the closing date of the merger. Fair values are preliminary and subject to refinement for up to one year after the closing date of a merger as information relative to closing date fair values becomes available. The results of operations of an acquired entity are included in our consolidated results from the closing date of the merger, and prior periods are not restated. All business combinations are accounted for using the purchase method.
     The purchase price of an acquired entity or business, to the extent the proceeds include our common stock, is based on the weighted average closing prices of our common stock for a period two trading days before the announcement and two trading days after the announcement of the merger, which includes the announcement date.
     To the extent that an acquired entity’s employees hold stock options, such options are typically converted into our options at the applicable exchange ratio for the common stock, and the exercise price is adjusted accordingly. The fair values of such options are determined using the Black-Scholes option pricing model with market assumptions. For vested options, including those that fully vested upon change in control, the fair value is included as a component of the purchase price. For options that continue to vest post-merger, the fair value is amortized in accordance with our policies for stock-based compensation as described herein.
     Certain of the accounting for business combinations as described herein will change upon the adoption of FAS 141 (revised 2007), Business Combinations, which is effective for business combinations consummated on or after January 1, 2009.
Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an entity, we generally account for the investment using the equity method. If we own less than 20% of an entity, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in other comprehensive income. Investments accounted for under the equity or cost method are included in other assets.
     We are a variable interest holder in certain special-purpose entities in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the entity’s net asset value. We consolidate a VIE if we are the primary beneficiary, defined as the entity that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or proprietary trading. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income. Noninterest income from trading assets was $275 million in 2008 and $544 million in 2007 and 2006.
Securities
SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative other comprehensive income. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.
     We conduct other-than-temporary impairment analysis on a quarterly basis or more often if a potential loss-triggering event occurs. We recognize other-than-temporary impairment when it is probable that we will be unable to collect all amounts due according to the contractual terms of the security and the fair value of the investment security is less than its amortized cost. The other-than-temporary impairment loss is recorded in noninterest income. The initial indicator of other-than-temporary impairment for both debt and equity securities is a decline in market value below the amount recorded for an investment, and the severity and duration of the decline. In determining whether an impairment is other than temporary, we consider the length of time and the extent to which market value has been less than cost, any recent events specific to the issuer and economic conditions of its industry, and our ability and intent to hold the investment for a period of time, including maturity, sufficient to allow for any anticipated recovery in the fair value of the security.
     We hold investments in perpetual preferred securities (PPS) that are structured in equity form, but have many of the characteristics of debt instruments, including periodic cash flows in the form of dividends, call features, ratings that are similar to debt securities and pricing like long-term callable bonds. The table on page 104 includes the gross unrealized losses and fair value of our investments in PPS, by the length of time they have been in a continuous loss position. Of our total gross unrealized losses at December 31, 2008, $327 million, or approximately 3%, related to PPS.

     Because of the hybrid nature of these securities, we evaluate PPS for other-than-temporary impairment using the model we use for debt securities as described above. Among the factors we consider in our evaluation of PPS are whether there is any evidence of deterioration in the credit of the issuer as indicated by a decline in cash flows or a rating agency downgrade and the estimated recovery period. Additionally, in determining if there was evidence of credit deterioration, we evaluate: (1) the severity of decline in market value below cost, (2) the period of time for which the decline in fair value has existed, and (3) the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. We consider PPS to be impaired on an other-than-temporary basis if it is probable that the issuer will be unable to make its contractual payments or if we no longer believe the security will recover within the estimated recovery period.
     In 2008, we recorded $1,057 million of other-than-temporary impairment on PPS issued by Government Sponsored Enterprises and corporations. None of our investments in PPS that have not been impaired had been downgraded below investment grade, and management believes that there are no factors to suggest that we will not fully realize our investment in these instruments over a reasonable recovery period.
     For marketable equity securities, we also consider the issuer’s financial condition, capital strength, and near-term prospects.
     For debt securities and for PPS, which are treated as debt securities for the purpose of other-than-temporary impairment, we also consider:
•	the cause of the price decline such as the general level of interest rates and industry and issuer-specific factors;

•	the issuer’s financial condition, near-term prospects and current ability to make future payments in a timely manner;

•	the issuer’s ability to service debt;

•	any change in agencies’ ratings at evaluation date from acquisition date and any likely imminent action; and

•	for asset-backed securities, the credit performance of the underlying collateral, including delinquency rates, cumulative losses to date, and the remaining credit enhancement compared to expected credit losses.
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
NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank stock). These securities are accounted for under the cost or equity method or are carried at fair value and are included in other assets. We review those assets accounted for under the cost or equity method at least quarterly for possible other-than-temporary impairment. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.
     Nonmarketable equity securities that fall within the scope of the AICPA Investment Company Audit Guide are carried at fair value (principal investments). Principal investments, including certain public equity and non-public securities and certain investments in private equity funds, are recorded at fair value with realized and unrealized gains and losses included in gains and losses on equity investments in the income statement, and are included in other assets in the balance sheet. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment.
     Private direct investments are valued using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific factors. For certain fund investments, where the best estimates of fair value were primarily determined based upon fund sponsor data, we use the net asset value (NAV) provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs. In situations where a portion of an investment in a non-public security or fund is sold, we recognize a realized gain or loss on the portion sold and an unrealized gain or loss on the portion retained.
Securities Purchased and Sold Agreements
Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financing transactions and are recorded at the acquisition or sale price plus accrued interest. It is our policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. We monitor the market value of securities purchased and sold, and obtain collateral from or return it to counterparties when appropriate.
Mortgages Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. Effective January 1, 2007, in connection with the adoption of FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (FAS 159), we elected to measure new prime residential MHFS at fair value (see Note 17).
     Nonprime residential and commercial MHFS continue to be held at the lower of cost or market value. For these loans, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loans and are recognized in mortgage banking noninterest income upon sale of the loan.
     Our lines of business are authorized to originate held-for-investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our corporate asset/liability management process. In determining the “foreseeable future” for these loans, management considers (1) the current economic environment and market conditions, (2) our business strategy and current business plans, (3) the nature and type of the loan receivable, including its expected life, and (4) our current financial condition and liquidity demands. Consistent with our core banking business of managing the spread between the yield on our assets and the cost of our funds, loans are periodically reevaluated to determine if our minimum net interest margin spreads continue to meet our profitability objectives. If subsequent changes in interest rates significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans and we would take actions to sell such loans in response to the Corporate ALCO directives to reposition our balance sheet because of the changes in interest rates. Such Corporate ALCO directives identify both the type of loans (for example 3/1, 5/1, 10/1 and relationship adjustable-rate mortgages (ARMs), as well as specific fixed-rate loans) to be sold and the weighted-average coupon rate of such loans no longer meeting our ongoing investment criteria. Upon the issuance of such directives, we immediately transfer these loans to the MHFS portfolio at the lower of cost or market value.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value (LOCOM) or fair value under FAS 159. For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
Loans
Loans are reported at their outstanding principal balances
net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans, except for certain purchased loans that fall under the scope of SOP 03-3, which are recorded at fair value on their purchase date. See “Loans accounted for under SOP 03-3” on page 96. Unearned income, deferred fees and costs, and discounts and premiums are amortized to income over the contractual life of the loan using the interest method.
     We offer a portfolio product known as relationship adjustable-rate mortgages (ARMs) that provides interest rate reductions to reward eligible banking customers who have an existing relationship or establish a new relationship with Wells Fargo. Accordingly, this product offering is generally underwritten to certain Company guidelines rather than secondary market standards and is typically originated for investment. At December 31, 2008 and 2007, we had $15.6 billion and $15.4 billion, respectively, of relationship ARMs in loans held for investment. Originations, net of collections and proceeds from the sale of these loans are reflected as investing cash flows consistent with their original classification.
     Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of related nonre-course debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms.
     Loan commitment fees are generally deferred and amortized into noninterest income on a straight-line basis over the commitment period.
     We pledge loans to secure borrowings from the Federal Home Loan Bank and the Federal Reserve Bank as part of our liquidity management strategy. At December 31, 2008, loans pledged where the secured party has the right to sell or repledge totaled $201 billion, and loans pledged where the secured party does not have the right to sell or repledge totaled $137 billion.
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
     Loans subject to SOP 03-3 are written down to an amount estimated to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due, because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting).
     Generally, consumer loans not secured by real estate or autos are placed on nonaccrual status only when part of the principal has been charged off. These loans are charged off or charged down to the net realizable value of the collateral when deemed uncollectible, due to bankruptcy or other fac-

tors, or when they reach a defined number of days past due based on loan product, industry practice, country, terms and other factors.
     When we place a loan on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and account for the loan on the cash or cost recovery method, until it qualifies for return to accrual status. Generally, we return a loan to accrual status when (a) all delinquent interest and principal become current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectibility is no longer doubtful.
Loan Charge-Off Policies
For commercial loans, we generally fully or partially charge down to the fair value of collateral securing the asset when:
•	management judges the asset to be uncollectible;

•	repayment is deemed to be protracted beyond reasonable time frames;

•	the asset has been classified as a loss by either our internal loan review process or external examiners;

•	the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•	the loan is 180 days past due unless both well secured and in the process of collection.
     For consumer loans, our charge-off policies are as follows:
1-4 FAMILY FIRST AND JUNIOR LIEN MORTGAGES We generally charge down to the net realizable value when the loan is 180 days past due.
AUTO LOANS We generally charge down to the net realizable value when the loan is 120 days past due.
UNSECURED LOANS (CLOSED END) We generally charge-off when the loan is 120 days past due.
UNSECURED LOANS (OPEN-END) We generally charge-off when the loan is 180 days past due.
CREDIT CARD LOANS We generally fully charge-off when the loan is 180 days past due.
OTHER SECURED LOANS We generally fully or partially charge down to the net realizable value when the loan is 120 days past due.
IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. We assess and account for as impaired certain nonaccrual commercial and commercial real estate loans that are over $5 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring.
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
     In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider, the related loan is classified as a troubled debt restructuring. The restructuring of a loan may include (1) the transfer from the borrower to the company of real estate, receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan, (2) a modification of the loan terms, or (3) a combination of the above.
     In cases where we grant the borrower new terms that provide for a reduction of either interest or principal, we measure any loss on the restructuring in accordance with the guidance concerning impaired loans set forth in FAS 114, Accounting by Creditors for the Impairment of a Loan — an amendment of FASB Statements No. 5 and 15.
ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
LOANS ACCOUNTED FOR UNDER SOP 03-3 Loans acquired by completion of a transfer or in a business combination, including those acquired from Wachovia, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under SOP 03-3. SOP 03-3 requires that acquired credit-impaired loans be recorded at fair value and prohibits carryover of the related allowance for loan losses. Some loans that otherwise meet the definition as credit impaired are specifically excluded from the scope of SOP 03-3, such as revolving loans where the borrower still has revolving privileges.
     Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent loan-to-value percentages. Generally, acquired loans that meet our definition for nonaccrual status fall within the scope of SOP 03-3.
     Loans within the scope of SOP 03-3 are initially recorded at fair value. The application of the SOP, and the process estimating fair value involves estimating the principal and interest cash flows expected to be collected on the credit impaired loans and discounting those cash flows at a market rate of interest.
     Under SOP 03-3, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan in situations where there is a reasonable expectation about the timing and amount of cash flows to be collected. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Subsequent increases in cash flows result in reversal of nonaccretable discount (or allowance for loan losses to the extent any had been recorded) with a positive impact on interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, foreclosure, or troubled debt restructurings result in removal of the loan from the SOP 03-3 portfolio at its carrying amount.
     Loans subject to SOP 03-3 are written down to an amount estimated to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due. We expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting). If a loan, or a pool of loans, deteriorates post acquisition a provision for loan losses is recorded to increase the allowance for loan losses. Loans subject to SOP 03-3 are also excluded from the disclosure of loans 90 days or more past due and still accruing interest. Even though substantially all of them are 90 days or more contractually past due, they are considered to be accruing because the interest income on these loans relates to the establishment of an accretable yield in accordance with SOP 03-3.
Securitizations and Beneficial Interests
In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a qualifying special purpose entity (QSPE), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, we may retain up to 90% of the beneficial interests. Additionally, from time to time, we may also resecuritize certain assets in a new securitization transaction.
     The assets and liabilities sold to a QSPE are excluded from our consolidated balance sheet, subject to a quarterly evaluation to ensure the entity continues to meet the requirements to be a QSPE. If our portion of the beneficial interests equals or exceeds 90%, a QSPE would no longer qualify for off-balance sheet treatment and we may be required to consolidate the SPE, subject to determining whether the entity is a VIE and to determining who is the primary beneficiary. In these cases, any beneficial interests that we previously held are derecognized from the balance sheet and we record the underlying assets and liabilities of the SPE at fair value to the extent interests were previously held by outside parties.
     The carrying amount of the assets transferred to a QSPE, excluding servicing rights, is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. We record a gain or loss in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and independently verified against market observable data, where possible. Retained interests from securitizations with off-balance sheet entities, including QSPEs and VIEs where we are the primary beneficiary, are classified as either available-for-sale securities, trading account assets or loans, and are accounted for as described herein.
Mortgage Servicing Rights
Under FAS 156, Accounting for Servicing of Financial Assets —an amendment of FASB Statement No. 140, servicing rights resulting from the sale or securitization of loans we originate (asset transfers) are initially measured at fair value at the date of transfer. We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the MSRs or the MSRs result from an asset transfer. We determine the fair value of servicing rights at the date of transfer using the present value of estimated future net servicing income, using assumptions that market participants use in their estimates of values. We use quoted market prices when available to determine the value of other interests held. Gain or loss on sale of loans depends on (1) proceeds received and (2) the previous carrying amount of the financial assets transferred and any interests we continue to hold (such as interest-only strips) based on relative fair value at the date of transfer.
     To determine the fair value of MSRs, we use a valuation model that calculates the present value of estimated future net servicing income. We use assumptions in the valuation model that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. This model is validated by an independent internal model validation group operating in accordance with a model validation policy approved by the Corporate Asset/Liability Management Committee (Corporate ALCO).
MORTGAGE SERVICING RIGHTS MEASURED AT FAIR VALUE We have elected to initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value method. Under the fair value method, these residential MSRs are carried in the balance sheet at fair value and the changes in fair value, primarily due to changes in valuation inputs and assumptions and to the collection/realization of expected cash flows, are reported in noninterest income in the period in which the change occurs.
AMORTIZED MORTGAGE SERVICING RIGHTS Amortized MSRs, which include commercial MSRs, are carried at the lower of cost or market value. These MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds, as well as other factors.

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
Goodwill and Identifiable Intangible Assets
Goodwill is recorded in business combinations under the purchase method of accounting when the purchase price is higher than the fair value of net assets, including identifiable intangible assets.
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
     We amortize core deposit and other customer relationship intangibles on an accelerated basis based on useful lives not exceeding 10 years. We review such intangibles for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.
Impairment is indicated if the sum of undiscounted estimated future net cash flows is less than the carrying value of the asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.
Operating Lease Assets
Operating lease rental income for leased assets is recognized in other income on a straight-line basis over the lease term. Related depreciation expense is recorded on a straight-line basis over the life of the lease, taking into account the estimated residual value of the leased asset. On a periodic basis, leased assets are reviewed for impairment. Impairment loss is recognized if the carrying amount of leased assets exceeds fair value and is not recoverable. The carrying amount of leased assets is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment. Leased assets are written down to the fair value of the collateral less cost to sell when 120 days past due.
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
     FAS 158 was issued on September 29, 2006, and became effective for us on December 31, 2006. FAS 158 requires us to recognize the funded status of our pension and postretirement benefit plans on our balance sheet. Additionally, FAS 158 requires us to use a year-end measurement date beginning in 2008. We conformed our pension asset and our pension and postretirement liabilities to FAS 158 and recorded a corresponding reduction of $402 million (after tax) to the December 31, 2006, balance of cumulative other comprehensive income in stockholders’ equity. FAS 158 does not change the amount of net periodic benefit expense recognized in our income statement.
     One of the principal components of the net periodic pension expense calculation is the expected long-term rate of return on plan assets. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year.
     The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition should closely match the stable pattern of services provided by our employees over the life of our pension obligation. To ensure that the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in other comprehensive income. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in FAS 87) in net periodic pension expense calculations over the next five years.
     We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the rates available at the measurement date on long-term high-quality fixed-income debt instruments and is reset annually on the measurement date. In 2008, we changed our measurement date from November 30 to December 31 as required under FAS 158.
Income Taxes
We file consolidated and separate company federal income tax returns, foreign tax returns and various combined and separate company state tax returns.
     We account for income taxes in accordance with FAS 109, Accounting for Income Taxes, as interpreted by FASB

Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. Interest and penalties are recognized as a component of income tax expense.
Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 19. Under FAS 123(R), Share-Based Payment, compensation cost recognized includes (1) compensation cost for share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with FAS 123, and (2) compensation cost for all share-based awards granted on or after January 1, 2006. In calculating the common stock equivalents for purposes of diluted earnings per share, we selected the transition method provided by FASB Staff Position FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.
Earnings Per Common Share
We compute earnings per common share by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. We compute diluted earnings per common share by dividing net income (after deducting dividends and related accretion on preferred stock) by the average number of common shares outstanding during the year, plus the effect of common stock equivalents (for example, stock options, restricted share rights, convertible debentures and warrants) that are dilutive.
Derivatives and Hedging Activities
We recognize all derivatives in the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying for hedge accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities (“free-standing derivative”). For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in other comprehensive income, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.
     For fair value and cash flow hedges qualifying for hedge accounting under FAS 133, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities in the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method or, in limited cases, the dollar offset method.
     We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated or exercised, (3) a derivative is de-designated as a hedge, because it is unlikely that a forecasted transaction will occur, or (4) we determine that designation of a derivative as a hedge is no longer appropriate.
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
     When we discontinue cash flow hedge accounting because the hedging instrument is sold, terminated or no longer designated (de-designated), the amount reported in other comprehensive income up to the date of sale, termination or de-designation continues to be reported in other comprehensive income until the forecasted transaction affects earnings.
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
Revenue Recognition
We recognize revenue when the earnings process is complete, generally on the trade date, and collectability is assured. Specifically, brokerage commission fees are recognized in income on a trade date basis. We accrue asset management fees, measured by assets at a particular date, as earned. We recognize advisory and underwriting fees when the related transaction is complete. We record commission expenses when the related revenue is recognized.
     For derivative contracts, we recognize gains and losses at inception only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price of other market transactions or other observable data supporting a valuation technique. For those gains and losses that are not evidenced by market data, we use the transaction price as the fair value of the contract, and do not recognize any gain or loss at inception. Any gains or losses not meeting the criteria for initial recognition are deferred and recognized when realized.

Note 2:  Business Combinations

On December 31, 2008, we acquired all outstanding shares of Wachovia Corporation (Wachovia) common stock in a stock-for-stock transaction. Wachovia, based in Charlotte, North Carolina, was one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. In the merger, Wells Fargo exchanged 0.1991 shares of its common stock for each outstanding share of Wachovia common stock, issuing a total of 422.7 million shares of Wells Fargo common stock with a December 31, 2008, value of $12.5 billion to Wachovia shareholders. Shares of each outstanding series of Wachovia preferred stock were converted into shares (or fractional shares) of a corresponding series of Wells Fargo preferred stock having substantially the same rights and preferences. Because the acquisition was completed at the end of 2008, Wachovia’s results of operations for 2008 are not included in our income statement.
     The Wachovia acquisition was accounted for under the purchase method of accounting in accordance with FAS 141. The statement of net assets acquired as of December 31, 2008, purchase price and the computation of goodwill related to the merger of Wells Fargo and Wachovia are presented in the following table.
     The assets and liabilities of Wachovia were recorded at their respective acquisition date fair values, and identifiable intangible assets were recorded at fair value. Because the transaction closed on the last day of the annual reporting period, certain fair value purchase accounting adjustments were based on data as of an interim period with estimates through year end. Accordingly, we will be re-validating and, where necessary, refining our purchase accounting adjustments. We expect that the refinements will focus largely on loans with evidence of credit deterioration. The impact of any changes will be recorded as an adjustment to goodwill. Additional exit reserves related to costs associated with involuntary employee termination, contract termination penalties and closing duplicate facilities will be recorded within the next year as part of the further integration of Wachovia’s employees, locations and operations with Wells Fargo. At December 31, 2008, $199 million of exit reserves in connection with management’s finalized integration plans have been allocated to the purchase price and included in the following table.
     The pro forma consolidated condensed statements of income for Wells Fargo and Wachovia for the years ended December 31, 2008 and 2007, are presented on the following page. The unaudited pro forma information presented does not necessarily reflect the results of operations that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor does it indicate the results of operations in future periods.

     The pro forma purchase accounting adjustments related to loans and leases, bank-owned life insurance, deposits and long-term debt are being accreted or amortized into income using methods that approximate a level yield over their respective estimated lives. Purchase accounting adjustments related to identifiable intangibles are being amortized and recorded as noninterest expense over their respective estimated lives using accelerated methods. The pro forma consolidated condensed statements of income do not reflect any adjustments to Wachovia’s historical provision for credit losses and goodwill impairment charges.

Statement of Net Assets Acquired (at fair value)

(in millions)

ASSETS
Cash and cash equivalents	$109,534
Trading account assets	44,102
Securities	67,356
Loans	450,967
Allowance for loan losses	(7,487)

Loans, net	443,480

Goodwill	8,802
Other intangible assets
Core deposit intangible	11,625
Brokerage relationship intangible	1,260
Other relationship intangibles	1,855
Other assets	18,507

Total assets	706,521

LIABILITIES
Deposits	426,126
Short-term borrowings	69,383
Other liabilities	27,962
Long-term debt	159,958

Total liabilities	683,429

Net assets acquired	$23,092

December 31, 2008

Purchase Price and Goodwill
Purchase price:
Value of common shares	$14,621
Value of preferred shares	8,409
Other (value of share based awards and direct acquisition costs)	62

Total purchase price	23,092
Allocation of the purchase price:
Wachovia tangible stockholders’ equity, less prior purchase accounting adjustments and other basis adjustments eliminated in purchase accounting	19,394
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans and leases, net	(16,397)
Premises and equipment, net	(456)
Intangible assets	14,740
Other assets	(3,444)
Deposits	(4,434)
Accrued expenses and other liabilities (exit, termination and other liabilities)	(1,599)
Long-term debt	(190)
Deferred taxes	6,676

Fair value of net assets acquired	14,290

Goodwill resulting from the merger	$8,802

Pro Forma Consolidated Condensed Statements of Income (Unaudited)

(in millions, except per share data)	Year ended December 31, 2008				Year ended December 31, 2007
	Wells	Wachovia	Pro forma	Pro forma	Wells	Wachovia	Pro forma	Pro forma
	Fargo		adjustments	combined	Fargo		adjustments	combined

Interest income	$34,898	$36,867	$(2,123)	$69,642	$35,177	$42,231	$(2,123)	$75,285
Interest expense	9,755	18,329	(2,577)	25,507	14,203	24,101	(2,577)	35,727

Net interest income	25,143	18,538	454	44,135	20,974	18,130	454	39,558
Provision for credit losses (1)	15,979	22,431	—	38,410	4,939	2,261	—	7,200

Net interest income (loss) after provision for credit losses	9,164	(3,893)	454	5,725	16,035	15,869	454	32,358
Noninterest income	16,754	3,875	—	20,629	18,416	13,297	—	31,713
Noninterest expense (2)	22,661	49,017	2,464	74,142	22,824	20,393	2,464	45,681

Income (loss) before taxes (benefit)	3,257	(49,035)	(2,010)	(47,788)	11,627	8,773	(2,010)	18,390
Income taxes (benefit)	602	(4,711)	(746)	(4,855)	3,570	2,461	(746)	5,285

Net income (loss)	$2,655	$(44,324)	$(1,264)	$(42,933)	$8,057	$6,312	$(1,264)	$13,105

Net income (loss) applicable to common stock	$2,369	$(44,873)	$(1,264)	$(43,768)	$8,057	$6,312	$(1,264)	$13,105

Earnings (loss) per common share	$0.70	$(21.50)	$—	$(11.54)	$2.41	$3.31	$—	$3.52
Diluted earnings (loss) per common share	$0.70	$(21.50)	$—	$(11.54)	$2.38	$3.26	$—	$3.48
Average common shares outstanding	3,378.1	2,087.4	(1,671.8)	3,793.7	3,348.5	1,907.2	(1,527.5)	3,728.2
Diluted average common shares outstanding	3,391.3	2,097.4	(1,679.8)	3,808.9	3,382.8	1,934.2	(1,549.2)	3,767.8

(1)	For 2008 includes $2.7 billion and $1.2 billion recorded by Wells Fargo and Wachovia, respectively, to conform credit reserve practices of both companies.

(2)	For 2008 includes goodwill impairment of $24.8 billion recorded by Wachovia on a historical basis.

     We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.
     In addition to the Wachovia acquisition, business combinations completed in 2008, 2007 and 2006 are presented below.
     For information on additional consideration related to acquisitions, which is considered to be a guarantee, see Note 15.

(in millions)	Date	Assets

2008
Flatiron Credit Company, Inc., Denver, Colorado	April 30	$332
Transcap Associates, Inc., Chicago, Illinois	June 27	22
United Bancorporation of Wyoming, Inc., Jackson, Wyoming (1)	July 1	2,110
Farmers State Bank of Fort Morgan Colorado, Fort Morgan, Colorado	December 6	186
Century Bancshares, Inc., Dallas, Texas	December 31	1,604
Wells Fargo Merchant Services, LLC (2)	December 31	1,251
Other (3)	Various	52

		$5,557

2007
Placer Sierra Bancshares, Sacramento, California	June 1	$2,644
Certain assets of The CIT Group/Equipment Financing, Inc., Tempe, Arizona	June 29	2,888
Greater Bay Bancorp, East Palo Alto, California	October 1	8,204
Certain Illinois branches of National City Bank, Cleveland, Ohio	December 7	61
Other (4)	Various	61

		$13,858

2006
Secured Capital Corp/Secured Capital LLC, Los Angeles, California	January 18	$132
Martinius Corporation, Rogers, Minnesota	March 1	91
Commerce Funding Corporation, Vienna, Virginia	April 17	82
Fremont National Bank of Canon City/Centennial Bank of Pueblo, Canon City and Pueblo, Colorado	June 7	201
Certain assets of the Reilly Mortgage Companies, McLean, Virginia	August 1	303
Barrington Associates, Los Angeles, California	October 2	65
EFC Partners LP (Evergreen Funding), Dallas, Texas	December 15	93
Other (5)	Various	20

		$987

(1)	Consists of five affiliated banks of United Bancorporation of Wyoming, Inc., located in Wyoming and Idaho, and certain assets and liabilities of United Bancorporation of Wyoming, Inc.

(2)	Represents a step acquisition resulting from the increase in Wells Fargo’s ownership from a 47.5% interest to a 60% interest in the Wells Fargo Merchant Services, LLC joint venture.

(3)	Consists of twelve acquisitions of insurance brokerage businesses.

(4)	Consists of six acquisitions of insurance brokerage and third party health care payment processing businesses.

(5)	Consists of seven acquisitions of insurance brokerage businesses.

Note 3:   Cash, Loan and Dividend Restrictions

Federal Reserve Board regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The average required reserve balance was $2.6 billion in 2008 and $2.0 billion in 2007.
     Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of risk-based capital, see Note 26.
     Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $471 million at December 31, 2008, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2008, our nonbank subsidiaries could have declared additional dividends of $3.2 billion at December 31, 2008, without obtaining prior approval.
     On October 28, 2008, the Parent issued to the United States Department of the Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value. Prior to October 28, 2011, unless the Parent has redeemed the Series D Preferred Stock or the Treasury Department has transferred the Series D Preferred Stock to a third party, the consent of the Treasury Department will be required for the Parent to increase its common stock dividend.

Note 4:	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The table below provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

(in millions)	December 31,
	2008	2007

Federal funds sold and securities purchased under resale agreements	$8,439	$1,700
Interest-earning deposits	39,890	460
Other short-term investments	1,104	594

Total	$49,433	$2,754

     For resale agreements, which represent collateralized financing transactions, we hold collateral in the form of securities that we have the right to sell or repledge of $1.6 billion at December 31, 2008, and $1.1 billion at December 31, 2007, of which we sold or repledged $343 million and $705 million, respectively.

Note 5:   Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. The net unrealized gains (losses) are reported on an after-tax basis as a component of cumulative other comprehensive income. There were no securities classified as held to maturity as of the periods presented.

(in millions)	December 31,
	2008				2007
	Cost	Gross	Gross	Fair	Cost	Gross	Gross	Fair
		unrealized	unrealized	value		unrealized	unrealized	value
		gains	losses			gains	losses

Securities of U.S. Treasury and federal agencies	$3,187	$62	$—	$3,249	$962	$20	$—	$982
Securities of U.S. states and political subdivisions	14,062	116	(1,520)	12,658	6,128	135	(111)	6,152
Mortgage-backed securities:
Federal agencies	64,726	1,711	(3)	66,434	34,092	898	(3)	34,987
Private collateralized mortgage obligations (1)	41,841	62	(8,595)	33,308	20,026	82	(126)	19,982

Total mortgage-backed securities	106,567	1,773	(8,598)	99,742	54,118	980	(129)	54,969
Other	31,379	116	(1,711)	29,784	8,185	45	(165)	8,065

Total debt securities	155,195	2,067	(11,829)	145,433	69,393	1,180	(405)	70,168
Marketable equity securities:
Perpetual preferred securities	5,040	13	(327)	4,726	2,082	6	(236)	1,852
Other marketable equity securities	1,256	181	(27)	1,410	796	166	(31)	931

Total marketable equity securities	6,296	194	(354)	6,136	2,878	172	(267)	2,783

Total (2)	$161,491	$2,261	$(12,183)	$151,569	$72,271	$1,352	$(672)	$72,951

(1)	A majority of the private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

(2)	At December 31, 2008, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.
     The following table shows the gross unrealized losses and fair value of securities in the securities available-for-sale portfolio at December 31, 2008 and 2007, by length of time that individual securities in each category had been in a continuous loss position.

(in millions)	Less than 12 months		12 months or more		Total
	Gross	Fair	Gross	Fair	Gross	Fair
	unrealized	value	unrealized	value	unrealized	value
	losses		losses		losses

December 31, 2007

Securities of U.S. Treasury and federal agencies	$—	$—	$—	$—	$—	$—
Securities of U.S. states and political subdivisions	(98)	1,957	(13)	70	(111)	2,027
Mortgage-backed securities:
Federal agencies	(1)	39	(2)	150	(3)	189
Private collateralized mortgage obligations	(124)	7,722	(2)	54	(126)	7,776

Total mortgage-backed securities	(125)	7,761	(4)	204	(129)	7,965
Other	(140)	2,425	(25)	491	(165)	2,916

Total debt securities	(363)	12,143	(42)	765	(405)	12,908
Marketable equity securities:
Perpetual preferred securities	(236)	1,404	—	9	(236)	1,413
Other marketable equity securities	(30)	284	(1)	27	(31)	311

Total marketable equity securities	(266)	1,688	(1)	36	(267)	1,724

Total	$(629)	$13,831	$(43)	$801	$(672)	$14,632

December 31, 2008

Securities of U.S. Treasury and federal agencies	$—	$—	$—	$—	$—	$—
Securities of U.S. states and political subdivisions	(745)	3,483	(775)	1,702	(1,520)	5,185
Mortgage-backed securities:
Federal agencies	(3)	83	—	—	(3)	83
Private collateralized mortgage obligations	(6,197)	14,112	(2,398)	2,540	(8,595)	16,652

Total mortgage-backed securities	(6,200)	14,195	(2,398)	2,540	(8,598)	16,735
Other	(952)	9,909	(759)	687	(1,711)	10,596

Total debt securities	(7,897)	27,587	(3,932)	4,929	(11,829)	32,516
Marketable equity securities:
Perpetual preferred securities	(75)	265	(252)	360	(327)	625
Other marketable equity securities	(23)	72	(4)	9	(27)	81

Total marketable equity securities	(98)	337	(256)	369	(354)	706

Total	$(7,995)	$27,924	$(4,188)	$5,298	$(12,183)	$33,222

     The unrealized losses associated with debt securities that had been in a continuous loss position for 12 months or more at December 31, 2008, were primarily due to extraordinarily wide asset spreads for residential mortgage, commercial mortgage and commercial loan asset-backed securities resulting from an illiquid market, which caused these assets to be valued at significant discounts to their acquisition cost. At December 31, 2008, we believed that it is probable that we will be able to collect all contractually due principal and interest on these securities. We evaluate these securities for impairment in accordance with our policies on a quarterly basis or more frequently if a loss-triggering event occurs. This evaluation includes evaluating whether there have been any changes in security ratings issued by ratings agencies, performance of the underlying collateral for asset-backed securities including delinquency rates, cumulative losses to date, and the remaining credit enhancement as compared to expected credit losses of the security.
     The unrealized losses associated with private collateralized mortgage obligations related to securities backed by commercial mortgages and residential mortgages. Approximately 75% of the securities were AAA-rated by at least one major rating agency. We estimate loss projections for each security by assessing individual loans collateralizing the security and determining expected default rates and loss severities. In addition, based upon our assessment of expected credit losses of the security given the performance of the underlying collateral compared to our credit enhancement, we concluded that these securities were not other-than-temporarily impaired at December 31, 2008.
     The unrealized losses associated with other securities related to securities backed by commercial loans and individual issuer companies. For securities with commercial loans as the underlying collateral, we have evaluated the expected credit losses in the security and concluded that we have sufficient credit enhancement when compared with our estimate of credit losses for the individual security. For individual issuers, we evaluate the financial performance of the issuer on a quarterly basis to determine if it is probable that the issuer can make all contractual principal and interest payments.
     The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in interest rates and not due to the credit quality of the securities. These investments are almost exclusively investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on a bond insurer’s guarantee in making the investment decision. These securities will continue to be monitored as part of our on-going impairment analysis, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we concluded that these securities were not other-than-temporarily impaired at December 31, 2008.
     Because we have the ability and intent to hold these debt securities until a recovery of fair value, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2008.
     Our marketable equity securities included approximately $4.7 billion of investments in perpetual preferred securities at December 31, 2008. These securities provide very attractive tax-equivalent yields and were current as to periodic distributions in accordance with their respective terms as of December 31, 2008. We have opportunistically increased our holdings in these securities over the past 18 months in response to increased yields available in the marketplace, driven by a significant widening in credit spreads caused by the mortgage and credit crises. The market value of our holdings in these securities declined during this period as a result of the continued widening of credit spreads. We evaluated these hybrid financial instruments for impairment using an evaluation methodology similar to that used for debt securities. Perpetual preferred securities were not other-than-temporarily impaired at December 31, 2008, if there was no evidence of credit deterioration or investment rating downgrades of any issuers to below investment grade, and it was probable we would continue to receive full contractual payments. We will continue to evaluate the prospects for these securities for recovery in their market value in accordance with our policy for determining other-than-temporary impairment. We have recorded impairment write-downs on perpetual preferred securities where there was evidence of credit deterioration.
     The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the private collateralized mortgage obligations or other securities deteriorate and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant other-than-temporary impairments may occur in the future given the current economic environment.
     Securities pledged where the secured party has the right to sell or repledge totaled $10.1 billion at December 31, 2008, and $5.8 billion at December 31, 2007. Securities pledged where the secured party does not have the right to sell or repledge totaled $71.6 billion at December 31, 2008, and $44.9 billion at December 31, 2007, primarily to secure trust and public deposits and for other purposes as required or permitted by law.
     The following table shows the net realized gains on the sales of securities from the securities available-for-sale portfolio, including marketable equity securities. Gross realized losses included other-than-temporary impairment of $1,790 million, $50 million and $22 million for 2008, 2007 and 2006, respectively. Other-than-temporary impairment for 2008 included $1,057 million related to perpetual preferred securities that were either downgraded to less than investment grade or evidenced other significant credit deterioration events.

(in millions)	Year ended December 31,
	2008	2007	2006

Gross realized gains	$1,918	$472	$621
Gross realized losses	(1,883)	(127)	(295)

Net realized gains	$35	$345	$326

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

(in millions)	December 31, 2008
	Total	Weighted-	Remaining contractual principal maturity
	amount	average			After one year		After five years
		yield	Within one year		through five years		through ten years		After ten years
			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Securities of U.S. Treasury and federal agencies	$3,249	1.54%	$1,719	0.02%	$1,127	3.15%	$388	3.40%	$15	4.79%
Securities of U.S. states and political subdivisions	12,658	7.54	210	5.54	784	7.36	1,163	7.39	10,501	7.61
Mortgage-backed securities:
Federal agencies	66,434	5.73	42	4.23	122	4.98	353	6.02	65,917	5.73
Private collateralized mortgage obligations	33,308	7.04	—	—	5	2.22	169	8.54	33,134	7.03

Total mortgage-backed securities	99,742	6.17	42	4.23	127	4.87	522	6.83	99,051	6.17
Other	29,784	5.27	475	5.34	11,874	6.59	4,367	5.97	13,068	3.85

Total debt securities at fair value (1)	$145,433	6.00%	$2,446	1.60%	$13,912	6.34%	$6,440	6.14%	$122,635	6.04%

(1)	The weighted-average yield is computed using the contractual life amortization method.
Note 6:   Loans and Allowance for Credit Losses

Certain loans acquired in the Wachovia acquisition are subject to SOP 03-3 (see Note 1). These include loans where it is probable that we will not collect all contractual principal and interest. Loans within the scope of SOP 03-3 are initially recorded at fair value, and no allowance is carried over or initially recorded. A summary of the major categories of loans outstanding showing those subject to SOP 03-3 is presented in the following table.

(in millions)	December 31,
	2008			2007	2006	2005	2004
	SOP 03-3	All	Total
	loans	other
		loans

Commercial and commercial real estate:
Commercial	$4,580	$197,889	$202,469	$90,468	$70,404	$61,552	$54,517
Other real estate mortgage	7,762	95,346	103,108	36,747	30,112	28,545	29,804
Real estate construction	4,503	30,173	34,676	18,854	15,935	13,406	9,025
Lease financing	—	15,829	15,829	6,772	5,614	5,400	5,169

Total commercial and commercial real estate	16,845	339,237	356,082	152,841	122,065	108,903	98,515
Consumer:
Real estate 1-4 family first mortgage	39,214	208,680	247,894	71,415	53,228	77,768	87,686
Real estate 1-4 family junior lien mortgage	728	109,436	110,164	75,565	68,926	59,143	52,190
Credit card	—	23,555	23,555	18,762	14,697	12,009	10,260
Other revolving credit and installment	151	93,102	93,253	56,171	53,534	47,462	34,725

Total consumer	40,093	434,773	474,866	221,913	190,385	196,382	184,861
Foreign	1,859	32,023	33,882	7,441	6,666	5,552	4,210

Total loans	$58,797	$806,033	$864,830	$382,195	$319,116	$310,837	$287,586

     Outstanding loan balances are presented net of unearned income, net deferred loan fees, and unamortized discount and premium totaling $16,891 million and $4,083 million at
December 31, 2008 and 2007, respectively. Loans subject to SOP 03-3 are presented net of the related accretable yield and nonaccretable difference.

     Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2008 and 2007, we did not have concentrations representing 10% or more of our total loan portfolio in commercial loans and lease financing by industry or commercial real estate loans (other real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 14% of total loans at December 31, 2008, compared with 13% at December 31, 2007. Of this amount, 3% of total loans were SOP 03-3 loans. These loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 2% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within our credit risk management process. Beginning in 2007, the residential real estate markets experienced significant declines in property values, and several markets in California, specifically the Central Valley and several Southern California metropolitan statistical areas, experienced more severe value adjustments.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2008, these loans were approximately 11% of total loans, compared with 20% at December 31, 2007. Most of these loans are considered to be prime or near prime.
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
     A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas that must be met before we are required to fund the commitment. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. See Note 15 for information on standby letters of credit.
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
     The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan category in the following table:

(in millions)	December 31,
	2008	2007

Commercial and commercial real estate:
Commercial	$195,507	$89,480
Other real estate mortgage	6,536	2,911
Real estate construction	19,063	9,986

Total commercial and commercial real estate	221,106	102,377
Consumer:
Real estate 1-4 family first mortgage	36,964	11,861
Real estate 1-4 family junior lien mortgage	78,417	47,763
Credit card	75,776	62,680
Other revolving credit and installment	22,231	16,220

Total consumer	213,388	138,524
Foreign	4,817	980

Total unfunded loan commitments	$439,311	$241,881

     We have an established process to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in our portfolio. While we attribute portions of the allowance to specific loan categories as part of our analytical process, the entire allowance is used to absorb credit losses inherent in the total loan portfolio.
     At December 31, 2008, the portion of the allowance for credit losses estimated at a pooled level for consumer loans and some segments of commercial small business loans was $16.4 billion. For purposes of determining the allowance for credit losses, we pool certain loans in our portfolio by product type, primarily for the auto, credit card and real estate mortgage portfolios. To achieve greater accuracy, we further segment selected portfolios. As appropriate, the business groups may attempt to achieve greater accuracy through segmentation by sub-product, origination channel, vintage, loss type, geography and other predictive characteristics. For example, credit cards are segmented by origination channel and the Home Equity portfolios are further segmented between liquidating and nonliquidating. In the case of residential mortgages, we segment the liquidating Pick-a-Pay portfolio, and further segment this portfolio based on origination channel.
     To measure losses inherent in consumer loans and some commercial small business loans, we use loss models and other quantitative, mathematical techniques to forecast losses. Each business group forecasts losses for loans as of the balance sheet date over the estimated loss emergence period. During fourth quarter 2008, we conformed our loss emergence period for these portfolios to cover 12 months of estimated losses, which is within Federal Financial Institutions Examination Council (FFIEC) guidelines and resulted in a $2.7 billion increase to the allowance for credit losses.

     The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded credit commitments. Changes in the allowance for credit losses were:

(in millions)	Year ended December 31,
	2008	2007	2006	2005	2004

Balance, beginning of year	$5,518	$3,964	$4,057	$3,950	$3,891

Provision for credit losses (1)	15,979	4,939	2,204	2,383	1,717

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(1,653)	(629)	(414)	(406)	(424)
Other real estate mortgage	(29)	(6)	(5)	(7)	(25)
Real estate construction	(178)	(14)	(2)	(6)	(5)
Lease financing	(65)	(33)	(30)	(35)	(62)

Total commercial and commercial real estate	(1,925)	(682)	(451)	(454)	(516)
Consumer:
Real estate 1-4 family first mortgage	(540)	(109)	(103)	(111)	(53)
Real estate 1-4 family junior lien mortgage	(2,204)	(648)	(154)	(136)	(107)
Credit card	(1,563)	(832)	(505)	(553)	(463)
Other revolving credit and installment	(2,300)	(1,913)	(1,685)	(1,480)	(919)

Total consumer	(6,607)	(3,502)	(2,447)	(2,280)	(1,542)
Foreign	(245)	(265)	(281)	(298)	(143)

Total loan charge-offs	(8,777)	(4,449)	(3,179)	(3,032)	(2,201)

Loan recoveries:
Commercial and commercial real estate:
Commercial	114	119	111	133	150
Other real estate mortgage	5	8	19	16	17
Real estate construction	3	2	3	13	6
Lease financing	13	17	21	21	26

Total commercial and commercial real estate	135	146	154	183	199
Consumer:
Real estate 1-4 family first mortgage	37	22	26	21	6
Real estate 1-4 family junior lien mortgage	89	53	36	31	24
Credit card	147	120	96	86	62
Other revolving credit and installment	481	504	537	365	220

Total consumer	754	699	695	503	312
Foreign	49	65	76	63	24

Total loan recoveries	938	910	925	749	535

Net loan charge-offs (2)	(7,839)	(3,539)	(2,254)	(2,283)	(1,666)

Allowances related to business combinations/other	8,053	154	(43)	7	8

Balance, end of year	$21,711	$5,518	$3,964	$4,057	$3,950

Components:
Allowance for loan losses	$21,013	$5,307	$3,764	$3,871	$3,762
Reserve for unfunded credit commitments	698	211	200	186	188

Allowance for credit losses	$21,711	$5,518	$3,964	$4,057	$3,950

Net loan charge-offs as a percentage of average total loans	1.97%	1.03%	0.73%	0.77%	0.62%

Allowance for loan losses as a percentage of total loans (3)	2.43%	1.39%	1.18%	1.25%	1.31%
Allowance for credit losses as a percentage of total loans (3)	2.51	1.44	1.24	1.31	1.37

(1)	Provision included $3.9 billion to conform credit reserve practices of Wells Fargo and Wachovia.

(2)	Because the Wachovia acquisition occurred on the last day of 2008, charge-offs and recoveries include only those of Wells Fargo and exclude Wachovia’s 2008 charge-offs and recoveries.

(3)	The allowance for loan losses and the allowance for credit losses do not include any amounts related to loans acquired from Wachovia that are accounted for under SOP 03-3 (Wachovia’s allowance related to these loans was $12.0 billion). Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs (see Note 1).

     Forecasted losses are compared with actual losses and this information is used by management in order to develop an allowance that management believes adequate to cover losses inherent in the loan portfolio as of the reporting date.
     The portion of the allowance for commercial loans, commercial real estate loans and lease financing was $4.5 billion at December 31, 2008. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, for each specific loan grade. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty.
     We also assess and account for certain nonaccrual commercial and commercial real estate loans that are over $5 million and certain consumer, commercial and commercial real estate loans whose terms have been modified in a troubled debt restructuring as impaired. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss. At December 31, 2008, we included $816 million in the allowance related to these impaired loans.
     Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of our judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect our view of risk in each loan portfolio.
     In addition, the allowance for credit losses included a reserve for unfunded credit commitments of $698 million at December 31, 2008.
     The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We consider the allowance for credit losses of $21.7 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2008.
     Nonaccrual loans were $6,800 million and $2,679 million at December 31, 2008 and 2007, respectively. There were no loans accounted for under SOP 03-3 recorded as nonaccrual. Loans past due 90 days or more as to interest or principal and still accruing interest were $12,645 million at December 31, 2008, and $6,393 million at December 31, 2007. The 2008 and 2007 balances included $8,185 million and $4,834 million, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association (GNMA) mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.
     The recorded investment in impaired loans included in nonaccrual loans and the methodology used to measure impairment follows.
     The average recorded investment in these impaired loans during 2008, 2007 and 2006 was $1,952 million, $313 million and $173 million, respectively.
     When the ultimate collectibility of the total principal of an impaired loan is in doubt, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2008, 2007 and 2006 under the cash basis method was not significant.

(in millions)	December 31,
	2008	2007

Impairment measurement based on:
Collateral value method	$88	$285
Discounted cash flow method	3,552	184

Total (1)(2)	$3,640	$469

(1)	Includes $3,468 million and $369 million of impaired loans with a related allowance of $816 million and $50 million at December 31, 2008 and 2007, respectively.

(2)	Wachovia loans accounted for under SOP 03-3 are not included in this table.
SOP 03-3
At December 31, 2008, acquired loans within the scope of SOP 03-3 had an unpaid principal balance (less prior charge-offs) of $93.9 billion and a carrying value of $58.8 billion. The following table provides details on the SOP 03-3 loans acquired from Wachovia.

(in millions)	December 31, 2008

Contractually required payments including interest	$106,192
Nonaccretable difference (1)	(41,955)

Cash flows expected to be collected (2)	64,237
Accretable yield	(5,440)

Fair value of loans acquired	$58,797

(1)	Includes $37.2 billion in principal cash flows (purchase accounting adjustments) not expected to be collected, $2.3 billion of pre-acquisition charge-offs and $2.5 billion of future interest not expected to be collected.

(2)	Represents undiscounted expected principal and interest cash flows.

Note 7:   Premises, Equipment, Lease Commitments and Other Assets

(in millions)	December 31,
	2008	2007

Land	$2,029	$707
Buildings	8,232	4,088
Furniture and equipment	5,589	4,526
Leasehold improvements	1,309	1,258
Premises and equipment leased under capital leases	110	67

Total premises and equipment	17,269	10,646
Less: Accumulated depreciation and amortization	6,000	5,524

Net book value, premises and equipment	$11,269	$5,122

Depreciation and amortization expense for premises and equipment was $861 million, $828 million and $737 million in 2008, 2007 and 2006, respectively.
     Net gains on dispositions of premises and equipment, included in noninterest expense, were $22 million, $3 million and $13 million in 2008, 2007 and 2006, respectively.
     We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are primarily up to 15 years, with the longest up to 97 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2008.

(in millions)	Operating	Capital
	leases	leases

Year ended December 31,
2009	$1,408	$43
2010	2,128	42
2011	1,042	9
2012	926	3
2013	797	3
Thereafter	3,995	15

Total minimum lease payments	$10,296	115

Executory costs		(2)
Amounts representing interest		(10)

Present value of net minimum lease payments		$103

     Operating lease rental expense (predominantly for premises), net of rental income, was $709 million, $673 million and $631 million in 2008, 2007 and 2006, respectively.
     The components of other assets were:

(in millions)	December 31,
	2008	2007

Nonmarketable equity investments:
Cost method:
Private equity investments	$2,706	$2,024
Federal bank stock	6,106	1,925
Other	2,292	1,907

Total cost method	11,104	5,856
Equity method	4,400	1,074
Principal investments (1)	1,278	—

Total nonmarketable equity investments	16,782	6,930

Operating lease assets	2,251	2,218
Accounts receivable	22,493	10,913
Interest receivable	5,746	2,977
Core deposit intangibles	11,999	435
Customer relationship and other intangibles	3,516	319
Foreclosed assets:
GNMA loans (2)	667	535
Other	1,526	649
Due from customers on acceptances	615	62
Other	44,206	12,107

Total other assets	$109,801	$37,145

(1)	Principal investments are recorded at fair value with realized and unrealized gains and losses included in net gains (losses) from equity investments in the income statement.

(2)	Consistent with regulatory reporting requirements, foreclosed assets include foreclosed real estate securing GNMA loans. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.
     Income related to nonmarketable equity investments was:

(in millions)	Year ended December 31,
	2008	2007	2006

Net gains from private equity investments	$265	$598	$393
Net gains (losses) from all other nonmarketable equity investments	(10)	4	20

Net gains from nonmarketable equity investments	$255	$602	$413

Note 8:   Securitizations and Variable Interest Entities

Involvement with SPEs
We enter into various types of on and off-balance sheet transactions with special purpose entities (SPEs) in the normal course of business. SPEs are corporations, trusts or partnerships that are established for a limited purpose. We use SPEs to create sources of financing, liquidity and regulatory capital capacity for the Company, as well as sources of financing and liquidity, and investment products for our clients. Our use of SPEs generally consists of various securitization activities with SPEs whereby financial assets are transferred to an SPE and repackaged as securities or similar interests that are sold to investors. In connection with our securitization activities, we have various forms of ongoing involvement with SPEs, which may include:
•	underwriting securities issued by SPEs and subsequently making markets in those securities;

•	providing liquidity facilities to support short-term obligations of SPEs issued to third party investors;

•	providing credit enhancement on securities issued by SPEs or market value guarantees of assets held by SPEs through the use of letters of credit, financial guarantees, credit default swaps and total return swaps;

•	entering into other derivative contracts with SPEs;

•	holding senior or subordinated interests in SPEs;

•	acting as servicer or investment manager for SPEs; and

•	providing administrative or trustee services to SPEs.
     The SPEs we use are primarily either qualifying SPEs (QSPEs) or variable interest entities (VIEs). A QSPE represents a specific type of SPE. A QSPE is a passive entity that has significant limitations on the types of assets and derivative instruments it may own and the extent of activities and decision making in which it may engage. For example, a QSPE’s activities are generally limited to purchasing assets, passing along the cash flows of those assets to its investors, servicing its assets and, in certain transactions, issuing liabilities. Among other restrictions on a QSPE’s activities, a QSPE may not actively manage its assets through discretionary sales or modifications. A QSPE is exempt from consolidation.
     A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests, absorbs the majority of a VIE’s variability. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets.
     The classifications of assets and liabilities in our balance sheet associated with our transactions with QSPEs and VIEs are as follows:

(in millions)	December 31, 2008
	QSPEs	VIEs that we	VIEs that we	Transfers that	Total
		do not	consolidate	we account
		consolidate		for as secured
				borrowings

Cash	$—	$—	$117	$287	$404
Trading account assets	1,261	5,241	71	141	6,714
Securities (1)	18,078	15,168	922	6,094	40,262
Mortgages held for sale	56	—	—	—	56
Loans (2)	—	16,882	217	4,126	21,225
MSRs	14,106	—	—	—	14,106
Other assets	345	5,022	2,416	55	7,838

Total assets	33,846	42,313	3,743	10,703	90,605

Short-term borrowings	—	—	307	1,440	1,747
Accrued expenses and other liabilities	528	1,976	330	26	2,860
Long-term debt	—	—	1,773	7,125	8,898
Minority interests	—	—	121	—	121

Total liabilities and minority interests	$528	$1,976	$2,531	$8,591	$13,626

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA).

(2)	Excludes related allowance for loan losses.
     The following disclosures regarding our significant continuing involvement with QSPEs and unconsolidated VIEs exclude entities where our only involvement is in the form of: (1) investments in trading securities, (2) investments in securities or loans underwritten by third parties, (3) certain derivatives such as interest rate swaps or cross currency swaps that have customary terms, and (4) administrative or trustee services. We have also excluded investments accounted for in accordance with the AICPA Investment Company Audit Guide, investments accounted for under the cost method, and investments accounted for under the equity method.

Transactions with QSPEs
We use QSPEs to securitize consumer and commercial real estate loans and other types of financial assets, including student loans, auto loans and municipal bonds. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in QSPEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers. The amount recorded for this liability is included in other commitments and guarantees in the following table.
     A summary of our involvements with QSPEs is as follows:

(in millions)	December 31, 2008
	Total		Debt and		Servicing	Derivatives	Other	Total
	QSPE		equity		assets		commit-
	assets	(1)	interests	(2)			ments and
							guarantees

			Carrying value – asset (liability)

Residential mortgage loan securitizations	$1,144,775		$17,469		$12,951	$30	$(511)	$29,939
Commercial mortgage securitizations	355,267		1,452		1,098	524	(14)	3,060
Auto loan securitizations	4,133		72		—	43	—	115
Student loan securitizations	2,765		76		57	—	—	133
Other	11,877		74		—	(3)	—	71

Total	$1,518,817		$19,143		$14,106	$594	$(525)	$33,318

			Maximum exposure to loss						(3)

Residential mortgage loan securitizations			$17,469		$12,951	$300	$718	$31,438
Commercial mortgage securitizations			1,452		1,098	524	3,302	6,376
Auto loan securitizations			72		—	43	—	115
Student loan securitizations			76		57	—	—	133
Other			74		—	1,465	37	1,576

Total			$19,143		$14,106	$2,332	$4,057	$39,638

(1)	Represents the remaining principal balance of assets held by QSPEs using the most current information available.

(2)	Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(3)	Represents the carrying amount of our continuing involvement plus remaining undrawn liquidity and lending commitments, notional amount of net written derivative contracts, and notional amount of other commitments and guarantees.
     We recognized net gains of $10 million from sales of financial assets in securitizations in 2007 (none in 2008).
Additionally, we had the following cash flows with our securitization trusts.

(in millions)	Year ended December 31,
	2008		2007
	Mortgage	Other	Mortgage	Other
	loans	financial	loans	financial
		assets		assets

Sales proceeds from securitizations (1)	$212,770	$ —	$38,971	$—
Servicing fees (1)	3,128	—	300	—
Other interests held	1,509	131	496	6
Purchases of delinquent assets	36	—	—	—
Net servicing advances	61	—	22	—

(1)	Represents cash flow data for all loans securitized in 2008 and 2007. For 2007, cash flow data excluded loans securitized through FNMA and FHLMC and those loans we continued to service, but for which we had no other continuing involvement.

     For securitizations completed in 2008 and 2007, we used the following assumptions to determine the fair value of mortgage servicing rights and other interests held at the date of securitization.

	Mortgage		Other		Other interests held –
	servicing rights		interests held		subordinate bonds
	2008	2007	2008	2007	2008	2007

Prepayment speed (annual CPR (1)) (2)	12.7%	13.5%	36.0%	14.1%	13.3%	24.3%
Life (in years) (2)	7.1	6.8	2.3	7.2	5.7	4.4
Discount rate (2)	9.4%	9.8%	7.2%	10.2%	6.7%	6.9%
Expected life of loan losses					1.1%	0.8%

(1)	Constant prepayment rate.

(2)	Represents weighted averages for all other interests held resulting from securitizations completed in 2008 and 2007.
     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2008, for residential and commercial mortgage servicing rights, and other interests held related to residential mortgage loan securitizations are presented in the following table.

($ in millions)	Mortgage	Other	Other
	servicing	interests	interests
	rights	held	held –
			subordinate
			bonds

Fair value of interests held	$15,246	$312	$244
Expected weighted-average life (in years)	4.3	5.6	5.0

Prepayment speed assumption (annual CPR)	16.0%	13.3%	15.9%
Decrease in fair value from:
10% increase	$585	$13	$1
25% increase	1,337	31	3

Discount rate assumption	8.1%	18.6%	12.8%
MSRs and other interests held
Decrease in fair value from:
100 basis point increase	$610	$13
200 basis point increase	1,168	24

Other interests held – subordinate bonds
Decrease in fair value from:
50 basis point increase			$5
100 basis point increase			11

Credit loss assumption			3.1%
Decrease in fair value from:
10% higher losses			$22
25% higher losses			45

     Adverse changes in key economic assumptions used to measure the fair value of retained interests in securitizations that we acquired in the Wachovia acquisition were analyzed. The price sensitivity to these adverse changes was not significant and, accordingly, are not included in the table above.
     The sensitivities in the table above are hypothetical and caution should be exercised when relying on this data. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the table above, the effect of a variation in a particular assumption on the fair value of the other interests held is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in others (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.
     We also retained some AAA-rated fixed-rate and adjustable rate mortgage-backed securities (MBS). The fair value of the securities was $5,147 million and $7,423 million at December 31, 2008 and 2007, respectively, and was determined using an independent third party pricing service.

     The table below presents information about the principal balances of owned and securitized loans.

(in millions)				December 31,			Year ended December 31,
	Total loans		(1)	Delinquent loans		(2)(3)	Net charge-offs (recoveries)		(3)
	2008	2007		2008	2007		2008	2007

Commercial and commercial real estate:
Commercial	$204,113	$91,186		$1,471	$464		$1,539	$510
Other real estate mortgage	310,480	75,642		1,058	179		26	7
Real estate construction	34,676	18,854		1,221	317		175	12
Lease financing	15,829	6,772		92	45		52	16

Total commercial and commercial real estate	565,098	192,454		3,842	1,005		1,792	545
Consumer:
Real estate 1-4 family first mortgage	1,165,456	146,997		7,531	1,745		902	87
Real estate 1-4 family junior lien mortgage	115,308	75,974		1,554	495		2,115	597
Credit card	23,555	18,762		687	402		1,416	712
Other revolving credit and installment	104,886	56,521		1,427	744		1,819	1,409

Total consumer	1,409,205	298,254		11,199	3,386		6,252	2,805
Foreign	33,882	7,647		91	104		196	206

Total loans owned and securitized	2,008,185	498,355		$15,132	$4,495		$8,240	$3,556

Less:
Securitized loans	1,117,039	88,397
Mortgages held for sale	20,088	26,815
Loans held for sale	6,228	948

Total loans held	$864,830	$382,195

(1)	For 2008, represents loans in the balance sheet or that have been securitized and includes residential mortgages sold to FNMA and FHLMC and securitizations where servicing is our only form of continuing involvement. For 2007, excluded loans securitized through FNMA and FHLMC and those we continued to service, but for which we have no other continuing involvement.

(2)	Delinquent loans are 90 days or more past due and still accruing interest as well as nonaccrual loans.

(3)	Delinquent loans and net charge-offs exclude loans sold to FNMA and FHLMC. We continue to service the loans and would only experience a loss if required to repurchase a delinquent loan due to a breach in original representations and warranties associated with our underwriting standards.

Transactions with VIEs
Our transactions with VIEs include securitization, investment and financing activities involving collateralized debt obligations (CDOs) backed by asset-backed and commercial real estate securities, collateralized loan obligations (CLOs) backed by corporate loans or bonds, and other types of structured financing. We have various forms of involvement with SPEs, including holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts.
     A summary of our involvements with off-balance sheet (unconsolidated) VIEs is as follows:

(in millions)	December 31, 2008
	Total		Debt and	Derivatives	Other	Total
	VIE		equity		commit-
	assets	(1)	interests		ments and
					guarantees

			Carrying value – asset (liability)

CDOs	$48,802		$14,080	$1,053	$—	$15,133
Wachovia administered ABCP conduit	10,767		—	—	—	—
Asset-based lending structures	11,614		9,232	(136)	—	9,096
Tax credit structures	22,882		4,366	—	(516)	3,850
CLOs	23,339		3,217	109	—	3,326
Investment funds	105,808		3,543	—	—	3,543
Credit-linked note structures	12,993		50	1,472	—	1,522
Money market funds	31,843		50	10	—	60
Other (2)	1,832		3,983	(36)	(141)	3,806

Total	$269,880		$38,521	$2,472	$(657)	$40,336

			Maximum exposure to loss				(3)

CDOs			$14,080	$4,849	$1,514	$20,443
Wachovia administered ABCP conduit			—	15,824	—	15,824
Asset-based lending structures			9,346	136	—	9,482
Tax credit structures			4,366	—	560	4,926
CLOs			3,217	109	555	3,881
Investment funds			3,550	—	140	3,690
Credit-linked note structures			50	2,253	—	2,303
Money market funds			50	51	—	101
Other (2)			3,991	130	578	4,699

Total			$38,650	$23,352	$3,347	$65,349

(1)	Represents the remaining principal balance of assets held by unconsolidated VIEs using the most current information available. For VIEs that obtain exposure to assets synthetically through derivative instruments, the remaining notional amount of the derivative is included in the asset balance.

(2)	Contains investments in auction rate securities issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

(3)	Represents the carrying amount of the continuing involvement plus remaining undrawn liquidity and lending commitments, notional amount of net written derivative contracts, and notional amount of other commitments and guarantees.
COLLATERALIZED DEBT OBLIGATIONS AND COLLATERALIZED LOAN OBLIGATIONS A CDO or CLO is a securitization where an SPE purchases a pool of assets consisting of asset-backed securities or loans and issues multiple tranches of equity or notes to investors. In some transactions a portion of the assets are obtained synthetically through the use of derivatives such as credit default swaps or total return swaps. Generally, CDOs and CLOs are structured on behalf of a third party asset manager that typically selects and manages the assets for the term of the CDO or CLO. Typically, the asset manager has some discretion to manage the sale of assets of, or derivatives used by the CDOs and CLOs.
     Prior to the securitization, we may provide all or substantially all of the warehouse financing to the asset manager. The asset manager uses this financing to purchase the assets into a bankruptcy remote SPE during the warehouse period. At the completion of the warehouse period, the assets are sold to the CDO or CLO and the warehouse financing is repaid with the proceeds received from the securitization’s investors.
The warehousing period is generally less than 12 months in duration. In the event the securitization does not take place, the assets in the warehouse are liquidated. We consolidate the warehouse SPEs when we are the primary beneficiary. We are the primary beneficiary when we provide substantially all of the financing and therefore absorb the majority of the variability. Sometimes we have loss sharing arrangements whereby a third party asset manager agrees to absorb the credit and market risk during the warehousing period or upon liquidation of the collateral in the event a securitization does not take place. In those circumstances we do not consolidate the warehouse SPE because the third party asset manager absorbs the majority of the variability through the loss sharing arrangement.
     In addition to our role as arranger and warehouse financing provider, we may have other forms of involvement with these transactions. Such involvements may include underwriter, liquidity provider, derivative counterparty, secondary market maker or investor. For certain transactions, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer. We also earn fees for arranging these transactions and distributing the securities.
     We assess whether we are the primary beneficiary of CDOs and CLOs at inception of the transactions based on our expectation of the variability associated with our continuing involvement. Subsequently, we monitor our ongoing involvement in these transactions to determine if a more frequent assessment of variability is necessary. Variability in these transactions may be created by credit risk, market risk, interest rate risk or liquidity risk associated with the CDO’s or CLO’s assets. Our assessment of the variability is performed qualitatively because our continuing involvement is typically senior in priority to the third party investors in transactions. In most cases, we are not the primary beneficiary of these transactions because we do not retain the subordinate interests in these transactions and, accordingly, do not absorb the majority of the variability.
MULTI-SELLER COMMERCIAL PAPER CONDUIT We administer a multi-seller asset-backed commercial paper (ABCP) conduit that arranges financing for certain client transactions. We acquired the relationship with this conduit in the Wachovia merger. This conduit is a bankruptcy remote entity that makes loans to, or purchases certificated interests from SPEs established by our clients (sellers) and which are secured by pools of financial assets. The conduit funds itself through the issuance of highly rated commercial paper to third party investors. The primary source of repayment of the commercial paper is the cash flows from the conduit’s assets or the re-issuance of commercial paper upon maturity. The conduit’s assets are structured with deal-specific credit enhancements generally in the form of overcollateralization provided by the seller, but also may include subordinated interests, cash reserve accounts, third party credit support facilities and excess spread capture. The table below summarizes the weighted average credit rating equivalents of the conduit’s assets. These ratings are as of December 31, 2008, and are based on internal rating criteria. The weighted average life of the conduit’s assets was 3.0 years at December 31, 2008.
     The composition of the conduit’s assets was as follows:

	December 31, 2008
	Funded	Total
	asset	committed
	composition	exposure

Auto loans	34.1%	26.7%
Commercial and middle market loans	27.6	32.6
Equipment loans	14.4	11.4
Trade receivables	8.8	10.9
Credit cards	7.0	7.9
Leases	6.1	7.0
Other	2.0	3.5

Total	100%	100%

     The credit rating of the conduit’s assets was as follows:

	December 31, 2008
	Funded	Total
	asset	committed
	composition	exposure

AAA	9.4%	10.4%
AA	8.3	11.7
A	52.2	51.5
BBB	30.1	26.4

Total	100%	100%

     The timely repayment of the commercial paper is further supported by asset-specific liquidity facilities in the form of asset purchase agreements that we provide. Each facility is equal to 102% of the conduit’s funding commitments to a client. The aggregate amount of liquidity must be equal to or greater than all the commercial paper issued by the conduit. At the discretion of the administrator, we may be required to purchase assets from the conduit at par value plus interest, including situations where the conduit is unable to issue commercial paper. Par value may be different from fair value.
     We receive fees in connection with our role as administrator and liquidity provider. We may also receive fees related to the structuring of the conduit’s transactions.
     The weighted-average life of the commercial paper was 12.4 days in 2008 and the average yield on the commercial paper was 2.57%. The ability of the conduit to issue commercial paper, which is a function of general market conditions and the credit rating of the liquidity provider was challenging during 2008 as a result of the credit market disruption. Although investors continued to purchase the conduit’s commercial paper, they did so at higher spreads and shorter maturities. When the conduit’s commercial paper maturities exceeded investor demand, Wachovia purchased some of the conduit’s commercial paper. During 2008, the maximum amount of commercial paper purchased on any given day was $3.9 billion, or 33.6%, of the then outstanding commercial paper. These purchases were made at market rates. At December 31, 2008, we did not hold any of the commercial paper issued by the conduit. All commercial paper purchased was repaid at maturity through the issuance of new commercial paper notes to third parties.
     The conduit has issued a subordinated note to a third party investor. The subordinated note is designed to absorb the expected variability associated with the credit risk in the conduit’s assets as well as assets that may be funded by us as a result of a purchase under the provisions of the liquidity purchase agreements. Actual credit losses incurred on the conduit’s assets or assets purchased under the liquidity facilities are absorbed first by the subordinated note prior to any allocation to us as the liquidity provider. At December 31, 2008, the balance of the subordinated note was $13 million and it matures in 2016.

     At least quarterly, or more often if circumstances dictate, we assess whether we are the primary beneficiary of the conduit based on our expectation of the variability associated with our liquidity facility and administrative fee arrangement. Such circumstances may include changes to deal-specific liquidity arrangements, changes to the terms of the conduit’s assets or the purchase of the conduit’s commercial paper. We assess variability using a quantitative expected loss model. The key inputs to the model include internally generated risk ratings that are mapped to third party rating agency loss-given-default assumptions. We do not consolidate the conduit because our expected loss model indicates that the holder of the subordinated note absorbs the majority of the variability of the conduits’ assets. Although we are not required to consolidate the conduit, consolidation of the conduit would not have a material effect on our leverage ratio or Tier 1 capital.
ASSET-BASED LENDING STRUCTURES We engage in various forms of structured lending arrangements with VIEs that are collateralized by various asset classes including energy contracts, auto and other transportation leases, intellectual property, equipment and general corporate credit. We typically provide senior financing, and may act as an interest rate swap or commodity derivative counterparty when necessary. In most cases, we are not the primary beneficiary of these structures because we do not retain a majority of the variability in these transactions.
     For example, we had investments in asset backed securities that were collateralized by auto leases and cash reserves. These fixed-rate securities have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by SPEs that have been formed and sponsored by third party auto financing institutions primarily because they require a source of liquidity to fund ongoing vehicle sales operations. The structures are designed to keep the overwhelming majority of the primary risks associated with structures (credit risk and residual value risk of the autos) with the sponsors of the SPEs.
TAX CREDIT STRUCTURES We make passive investments in affordable housing and sustainable energy projects that are designed to generate a return primarily through the realization of federal tax credits. In some instances, our investments in these structures may require that we fund future capital commitments at the discretion of the project sponsors. While the size of our investment in a single entity may at times exceed 50% of the outstanding equity interests, we do not consolidate these structures due to performance guarantees provided by the project sponsors giving them a majority of the variability.
INVESTMENT FUNDS We have investments of $2.1 billion and lending arrangements of $349 million with certain funds managed by one of our majority owned subsidiaries. In addition, we also provide a default protection agreement to a third party lender to one of these funds. Our involvements in these funds are either senior or of equal priority to third party investors. We do not consolidate the investment funds because we do not absorb the majority of the expected future variability associated with the funds’ assets, including variability associated with credit, interest rate and liquidity risks.
     We are also a passive investor in various investment funds that invest directly in private equity and mezzanine securities as well as funds sponsored by select private equity and venture capital groups. We also invest in hedge funds on behalf of clients. In these transactions, we use various derivative contracts that are designed to provide our clients with the returns of the underlying hedge fund investments. We do not consolidate these funds because we do not hold a majority of the subordinate interests in these funds.
MONEY MARKET FUNDS We entered into a capital support agreement in first quarter 2008 for up to $130 million related to an investment in a structured investment vehicle (SIV) held by our AAA-rated non-government money market funds. In third quarter 2008, we fulfilled our obligation under this agreement by purchasing the SIV investment from the funds. At December 31, 2008, the SIV investment was recorded as a debt security in our securities available-for-sale portfolio. In addition, at December 31, 2008, we had outstanding support agreements of $101 million to certain other funds to support the value of certain investments held by those funds. We recorded a guarantee liability of $10 million in fourth quarter 2008 in connection with these support agreements. We do not consolidate these funds because we are generally not responsible for investment losses incurred by our funds, and we do not have a contractual or implicit obligation to indemnify such losses or provide additional support to the funds. While we elected to enter into the capital support agreements for the funds, we are not obligated and may elect not to provide additional support to these funds or other funds in the future.
CREDIT-LINKED NOTE STRUCTURES We structure transactions for clients designed to provide investors with specified returns based on the returns of an underlying security, loan or index. To generate regulatory capital for the Company, we also structure similar transactions that are indexed to the returns of a pool of underlying securities or loans that we own. These transactions result in the issuance of credit-linked notes. These transactions typically involve a bankruptcy remote SPE that synthetically obtains exposure to the underlying through a derivative instrument such as a written credit default swap or total return swap. The SPE issues notes to investors based on the referenced underlying. Proceeds received from the issuance of these notes are usually invested in investment grade financial assets. We are typically the derivative counterparty to these transactions and administrator responsible for investing the note proceeds. We do not consolidate these SPEs because we typically do not hold any of the notes that they issue.
OTHER TRANSACTIONS WITH VIEs In August 2008, Wachovia reached an agreement to purchase at par auction rate securities (ARS) that were sold to third party investors by two of its subsidiaries. See Note 15 for more information on the details of this agreement. ARS are debt instruments with long-term maturities, but which reprice more frequently. Certain of these securities were issued by VIEs. At December 31, 2008, we held in our securities available-for-sale portfolio $3.7 billion of ARS issued by VIEs that we redeemed pursuant to this agreement. At December 31, 2008, we had a liability in our balance sheet of $91 million for additional losses on anticipated future redemptions of ARS issued by VIEs. Were we to redeem all remaining ARS issued by VIEs that are subject to the agreement, our estimated maximum exposure to loss would be $620 million; however, certain of these securities may be repaid in full by the issuer prior to redemption. We do not consolidate the VIEs that issued the ARS because we do not expect to absorb the majority of the expected future variability associated with the VIEs’ assets.
TRUST PREFERRED SECURITIES In addition to the involvements disclosed in the above table, we have $16.6 billion of debt financing through the issuance of trust preferred securities at December 31, 2008. In these transactions, VIEs that we wholly own issue preferred equity or debt securities to third party investors. All of the proceeds of the issuance are invested in debt securities that we issue to the VIEs. In certain instances, we may provide liquidity to third party investors that purchase long-term securities that reprice frequently issued by VIEs. The VIE’s operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the VIEs’ sole assets are receivables from us. This is the case even though we own all of the VIEs’ voting equity shares, have fully guaranteed the VIEs’ obligations and may have the right to redeem the third party securities under certain circumstances. We report the debt securities that we issue to the VIEs as long-term debt in our consolidated balance sheet.
     A summary of our transactions with VIEs accounted for as secured borrowings and involvements with consolidated VIEs is as follows:

(in millions)	Carrying value at December 31, 2008				(1)
	Total	Consolidated	Third	Minority
	assets	assets	party	interest
			liabilities

Secured borrowings:
Municipal tender option bond securitizations	$6,358	$6,280	$4,765	$—
Auto loan securitizations	2,134	2,134	1,869	—
Commercial real estate loans	1,294	1,294	1,258	—
Residential mortgage securitizations	1,124	995	699	—

Total secured borrowings	10,910	10,703	8,591	—

Consolidated VIEs:
Structured asset finance	3,491	1,666	1,481	13
Investment funds	1,119	1,070	155	97
Other	1,007	1,007	774	11

Total consolidated VIEs	5,617	3,743	2,410	121

Total secured borrowings and consolidated VIEs	$16,527	$14,446	$11,001	$121

(1)	Amounts exclude loan loss reserves, and total assets may differ from consolidated assets due to the different measurement methods used depending on the assets’ classifications.
     We have raised financing through the securitization of certain financial assets in transactions with VIEs accounted for as secured borrowings. We also consolidate VIEs where we are the primary beneficiary. In certain transactions we provide contractual support in the form of limited recourse and liquidity to facilitate the remarketing of short-term securities issued to third party investors. Other than this limited contractual support, the assets of the VIEs are the sole source of repayment of the securities held by third parties.

Note 9:   Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.
     The changes in residential MSRs measured using the fair value method were:

(in millions)	Year ended December 31,
	2008	2007	2006

Fair value, beginning of year	$16,763	$17,591	$12,547
Purchases	191	803	3,859
Acquired from Wachovia	479	—	—
Servicing from securitizations or asset transfers	3,450	3,680	4,107
Sales	(269)	(1,714)	(469)

Net additions	3,851	2,769	7,497

Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(3,341)	(571)	(9)
Other changes in fair value (2)	(2,559)	(3,026)	(2,444)

Total changes in fair value	(5,900)	(3,597)	(2,453)

Fair value, end of year	$14,714	$16,763	$17,591

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.
     The changes in amortized MSRs were:

(in millions)	Year ended December 31,
	2008	2007	2006

Balance, beginning of year	$466	$377	$122
Purchases (1)	10	120	278
Acquired from Wachovia	1,021	—	—
Servicing from securitizations or asset transfers (1)	24	40	11
Amortization	(75)	(71)	(34)

Balance, end of year (2)	$1,446	$466	$377

Fair value of amortized MSRs:
Beginning of year	$573	$457	$146
End of year	1,555	573	457

(1)	Based on December 31, 2008, assumptions, the weighted-average amortization period for MSRs added during the year was approximately 7.6 years.

(2)	There was no valuation allowance for the periods presented.
     The components of our managed servicing portfolio were:

(in billions)	December 31,
	2008	2007

Loans serviced for others (1)	$1,860	$1,430
Owned loans serviced (2)	268	98

Total owned servicing	2,128	1,528
Sub-servicing	26	23

Total managed servicing portfolio	$2,154	$1,551

Ratio of MSRs to related loans serviced for others	0.87%	1.20%

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.

(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.

     The components of mortgage banking noninterest income were:

(in millions)	Year ended December 31,
	2008	2007	2006

Servicing income, net:
Servicing fees (1)	$3,855	$4,025	$3,525
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(3,341)	(571)	(9)
Other changes in fair value (3)	(2,559)	(3,026)	(2,444)

Total changes in fair value of residential MSRs	(5,900)	(3,597)	(2,453)
Amortization	(75)	(71)	(34)
Net derivative gains (losses) from economic hedges (4)	3,099	1,154	(145)

Total servicing income, net	979	1,511	893
Net gains on mortgage loan origination/sales activities	1,183	1,289	1,116
All other	363	333	302

Total mortgage banking noninterest income	$2,525	$3,133	$2,311

Market-related valuation changes to MSRs, net of economic hedge results (2) + (4)	$(242)	$583	$(154)

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues. Also includes impairment write-downs on other interests held of $26 million for 2006. There were no impairment write-downs for 2007 or 2008.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 16 – Free-Standing Derivatives for additional discussion and detail.

Note 10:   Intangible Assets

The gross carrying amount of intangible assets and accumulated amortization was:

(in millions)	December 31,
	2008		2007
	Gross	Accumulated	Gross	Accumulated
	carrying	amortization	carrying	amortization
	amount		amount

Amortized intangible assets:
MSRs (1)	$1,672	$226	$617	$151
Core deposit intangibles	14,188	2,189	2,539	2,104
Customer relationship and other intangibles	3,988	486	731	426

Total intangible assets	$19,848	$2,901	$3,887	$2,681

MSRs (fair value) (1)	$14,714		$16,763
Trademark	14		14

(1)	See Note 9 for additional information on MSRs.
     The following table provides the current year and estimated future amortization expense for amortized intangible assets.

(in millions)	Core	Customer	Amortized	Total
	deposit	relationship	commercial
	intangibles	and other	MSRs
		intangibles

Year ended December 31, 2008	$126	$60	$75	$261

Estimate for year ended December 31,
2009	$2,005	$650	$275	$2,930
2010	1,747	503	228	2,478
2011	1,463	409	206	2,078
2012	1,291	369	171	1,831
2013	1,148	334	137	1,619

     We based our projections of amortization expense shown above on existing asset balances at December 31, 2008. Future amortization expense will vary based on additional core deposit or other intangibles acquired through business combinations.

Note 11:   Goodwill

The changes in the carrying amount of goodwill as allocated to our operating segments for goodwill impairment analysis were:

(in millions)	Community		Wholesale		Wells Fargo	Consolidated
	Banking	(1)	Banking	(1)	Financial	Company

December 31, 2006	$7,357		$3,552		$366	$11,275
Goodwill from business combinations	1,224		550		49	1,823
Foreign currency translation adjustments	—		—		8	8

December 31, 2007	8,581		4,102		423	13,106
Reduction in goodwill related to divested businesses	—		(1)		—	(1)
Goodwill and revisions to goodwill from business combinations	7,171		2,361		—	9,532
Foreign currency translation adjustments	—		—		(10)	(10)

December 31, 2008	$15,752		$6,462		$413	$22,627

(1)	To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.
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
     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. For management reporting we do not allocate all of the goodwill to the individual operating segments; some is allocated at the enterprise level. See Note 24 for further information on management reporting. The balances of goodwill for management reporting were:

(in millions)	Community		Wholesale		Wells Fargo	Enterprise	Consolidated
	Banking	(1)	Banking	(1)	Financial		Company

December 31, 2007	$4,734		$2,152		$423	$5,797	$13,106

December 31, 2008	11,905		4,512		413	5,797	22,627

(1)	To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.

Note 12:    Deposits

The total of time certificates of deposit and other time deposits issued by domestic offices was $210,540 million and $46,351 million at December 31, 2008 and 2007, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2008

2009	$160,380
2010	19,468
2011	7,571
2012	4,492
2013	15,436
Thereafter	3,193

Total	$210,540

     Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $90,123 million and $16,890 million at December 31, 2008 and 2007, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2008

Three months or less	$24,925
After three months through six months	17,599
After six months through twelve months	24,631
After twelve months	22,968

Total	$90,123

     Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent a major portion of all of our foreign deposit liabilities of $40,941 million and $54,549 million at December 31, 2008 and 2007, respectively.
     Demand deposit overdrafts of $1,067 million and $845 million were included as loan balances at December 31, 2008 and 2007, respectively.

Note 13:    Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

(in millions)	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate

As of December 31,
Commercial paper and other short-term borrowings	$45,871	0.93%	$30,427	4.45%	$1,122	4.06%
Federal funds purchased and securities sold under agreements to repurchase	62,203	1.12	22,828	2.94	11,707	4.88

Total	$108,074	1.04	$53,255	3.80	$12,829	4.81

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$43,792	2.43%	$8,765	4.96%	$7,701	4.61%
Federal funds purchased and securities sold under agreements to repurchase	22,034	1.88	17,089	4.74	13,770	4.62

Total	$65,826	2.25	$25,854	4.81	$21,471	4.62

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$76,009	N/A	$30,427	N/A	$14,580	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	62,203	N/A	23,527	N/A	16,910	N/A

N/A	— Not applicable.

(1)	Highest month-end balance in each of the last three years was in August 2008, December 2007 and February 2006.

(2)	Highest month-end balance in each of the last three years was in December 2008, September 2007 and May 2006.

Note 14:   Long-Term Debt

Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, and purchase accounting adjustments for debt assumed in the Wachovia acquisition, where applicable):

(in millions)			December 31,
	Maturity	Stated	2008	2007
	date(s)	interest
		rate(s)

Wells Fargo & Company (Parent only)

Senior
Fixed-Rate Notes (1)(2)	2009-2035	3.00-6.75%	$49,019	$25,105
Floating-Rate Notes (2)(3)	2009-2048	Varies	51,220	31,679
Extendable Notes (4)	2009-2013	Varies	8	5,369
FixFloat Notes	2010	5.51% through mid-2008, varies	—	2,200
Market-Linked Notes (5)	2009-2018	Varies	933	871
Convertible Debentures (6)(7)	2033	Varies	—	3,000

Total senior debt – Parent			101,180	68,224

Subordinated
Fixed-Rate Notes (1)	2009-2035	4.375-6.65%	12,204	4,550
Floating-Rate Notes	2015-2016	Varies	1,074	—

Total subordinated debt – Parent			13,278	4,550

Junior Subordinated
Fixed-Rate Notes (1)(8)(9)(10)(11)	2026-2068	5.625-8.625%	10,111	4,342
FixFloat Preferred Purchase Securities (8)(12)(13)	2013-2044	7.50-9.25% to 2013, varies	4,308	—
Floating-Rate Notes (14)	2027-2036	Varies	245	—
FixFloat Notes (14)	2036	6.28% to 2011, varies	10	—
Fixed-Rate Notes – Hybrid trust securities (1)(8)(15)(16)(17)	2037-2047	6.375-7.85%	2,449	—
FixFloat Notes – Income trust securities (8)(18)	2011-2042	5.20% to 2011, varies	2,445	—

Total junior subordinated debt – Parent			19,568	4,342

Total long-term debt – Parent			134,026	77,116

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)

Senior
Fixed-Rate Notes (1)	2009-2013	3.12-5.094%	63	34
Floating-Rate Notes	2009-2012	Varies	1,026	504
Fixed-Rate Advances – Federal Home Loan Bank (FHLB)	2012	5.20%	202	203
Market-Linked Notes (5)	2009-2015	0.053-7.05%	437	658
Obligations of subsidiaries under capital leases (Note 7)	2009-2025	Varies	97	20

Total senior debt – WFB, N.A.			1,825	1,419

Subordinated
Fixed-Rate Notes (1)	2010-2036	4.75-7.55%	6,941	6,151
Floating-Rate Notes	2016	Varies	500	500
Other notes and debentures	2009-2013	4.70-5.40%	9	11

Total subordinated debt – WFB, N.A.			7,450	6,662

Total long-term debt – WFB, N.A.			9,275	8,081

Wachovia Bank, N.A. (WB, N.A.)

Senior
Fixed-Rate Notes (1)	2013	6.00%	2,098	—
Fixed-Rate Advances – FHLB	2009-2018	1.00-5.26%	8	—
Floating-Rate Notes (3)	2009-2011	Varies	3,963	—
Floating-Rate Advances – FHLB (3)	2009-2011	Varies	5,527	—
Primarily notes issued under global bank note programs (3)(19)	2009-2040	Varies	20,529	—
Obligations of subsidiaries under capital leases (Note 7)	2014	11.659%	6	—

Total senior debt – WB, N.A.			32,131	—

Subordinated
Fixed-Rate Notes (1)	2010-2038	4.75-9.625%	12,856	—
Floating-Rate Notes (3)	2014-2017	Varies	1,388	—
Mortgage rates and other debt	Varies	Varies	8,225	—

Total subordinated debt – WB, N.A.			22,469	—

Total long-term debt – WB, N.A.			$54,600	$—

(continued on following page)

(continued from previous page)

(in millions)			December 31,
	Maturity	Stated	2008	2007
	date(s)	interest
		rate(s)

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)

Senior
Fixed-Rate Notes	2009-2034	3.60-6.85%	$6,456	$8,103
Floating-Rate Notes	2009-2010	Varies	1,075	1,405
Total senior debt – WFFI			7,531	9,508

Subordinated
Other notes and debentures	2009-2017	3.50-5.125%	6	—

Total subordinated – WFFI			6	—

Total long-term debt – WFFI			7,537	9,508

Other consolidated subsidiaries

Senior
Fixed-Rate Notes (1)	2009-2049	0.00-7.50%	2,489	951
Fixed-Rate Notes – Auto secured financing	2009-2015	1.36-9.05%	1,804	—
Fixed-Rate Advances – FHLB	2009-2031	2.85-8.45%	2,545	—
Floating-Rate Notes (3)	2009-2011	Varies	2,641	—
Floating-Rate Advances – FHLB (3)	2009-2013	Varies	46,282	1,250
Other notes and debentures – Floating-Rate	2009-2049	Varies	3,347	1,752

Total senior debt – Other consolidated subsidiaries			59,108	3,953

Subordinated
Fixed-Rate Notes		6.25%	—	202
Floating-Rate Notes (3)	2013	Varies	421	—
Floating-Rate Notes – Preferred units (3)	Varies	Varies	349	—
Other notes and debentures – Floating-Rate	2011-2016	Varies	84	83

Total subordinated debt – Other consolidated subsidiaries			854	285

Junior Subordinated
Fixed-Rate Notes (8)	2011-2031	5.50-10.875%	116	112
Floating-Rate Notes (3)(8)	2026-2036	Varies	763	257
FixFloat Notes	2036	7.06% through
		mid-2011, varies	80	81

Total junior subordinated debt – Other consolidated subsidiaries			959	450

Mortgage notes and other debt of subsidiaries	Varies	Varies	799	—

Total long-term debt – Other consolidated subsidiaries			61,720	4,688

Total long-term debt			$267,158	$99,393

(1)	We entered into interest rate swap agreements for most of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average one-month, three-month or six-month London Interbank Offered Rate (LIBOR).

(2)	On December 10, 2008, Wells Fargo issued $3 billion of 3% fixed senior unsecured notes and $3 billion of floating senior unsecured notes both maturing on December 9, 2011. These notes are guaranteed under the FDIC’s Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States.

(3)	We entered into interest rate swap agreements for a portion of these notes, whereby we receive variable-rate interest payments and make interest payments based on a fixed rate.

(4)	The extendable notes are floating-rate securities with an initial maturity of 13 or 24 months, which can be extended on a rolling monthly or quarterly basis, respectively, to a final maturity of five years at the investor’s option.

(5)	Consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 16 – Free-standing derivatives.

(6)	On April 15, 2003, we issued $3 billion of convertible senior debentures as a private placement. In November 2004, we amended the indenture under which the debentures were issued to eliminate a provision in the indenture that prohibited us from paying cash upon conversion of the debentures if an event of default as defined in the indenture exists at the time of conversion. We then made an irrevocable election under the indenture on December 15, 2004, that upon conversion of the debentures, we must satisfy the accreted value of the obligation (the amount of accrued benefit of the holder exclusive of the conversion spread) in cash and may satisfy the conversion spread (the excess conversion value over the accreted value) in either cash or stock.

(7)	On May 1, 2008, the $3 billion of convertible senior debentures were remarketed at a rate of 3.55175% per annum. Upon the remarketing event the debentures were no longer convertible securities.

(8)	Effective December 31, 2003, as a result of the adoption of FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)), we deconsolidated certain wholly-owned trusts formed for the sole purpose of issuing trust preferred securities (the Trusts). The junior subordinated debentures held by the Trusts are included in the Company’s long-term debt.

(9)	On December 5, 2006, Wells Fargo Capital X issued 5.95% Capital Securities and used the proceeds to purchase from the Parent 5.95% Capital Efficient Notes (the Notes) due 2086 (scheduled maturity 2036). When it issued the Notes, the Parent entered into a Replacement Capital Covenant (the Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Notes or the Capital Securities on or before December 1, 2066, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Covenant. For more information, refer to the Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed December 5, 2006.

(10)	On May 25, 2007, Wells Fargo Capital XI issued 6.25% Enhanced Trust Preferred Securities (Enhanced TRUPS®) (the 2007 Capital Securities) and used the proceeds to purchase from the Parent 6.25% Junior Subordinated Deferrable Interest Debentures due 2067 (the 2007 Notes). When it issued the 2007 Notes, the Parent entered into a Replacement Capital Covenant (the 2007 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the 2007 Notes or the 2007 Capital Securities on or before June 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the 2007 Covenant. For more information, refer to the 2007 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 25, 2007.

(11)	On March 12, 2008, Wells Fargo Capital XII issued 7.875% Enhanced Trust Preferred Securities (Enhanced TRUPS®) (the First 2008 Capital Securities) and used the proceeds to purchase from the Parent 7.875% Junior Subordinated Deferrable Interest Debentures due 2068 (the First 2008 Notes). When it issued the First 2008 Notes, the Parent entered into a Replacement Capital Covenant (the First 2008 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.375% Junior Subordinated Debentures due 2035 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the First 2008 Notes or the First 2008 Capital Securities on or before March 15, 2048, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the First 2008 Covenant. For more information, refer to the First 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 12, 2008.

(12)	On May 19, 2008, Wells Fargo Capital XIII issued 7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities (PPS) (the Second 2008 Capital Securities). The proceeds were used to purchase Remarketable 7.50% Junior Subordinated Notes maturing in 2044 (the Second 2008 Notes) from the Parent. In connection with the issuance of the Second 2008 Capital Securities, the Trust and the Parent entered into a forward stock purchase contract that obligates the Trust to purchase the Parent’s Noncumulative Perpetual Preferred Stock, Series A (the Series A Preferred Stock) and obligates the Parent to make payments to the Trust of 0.20% per annum through the stock purchase date, expected to be March 26, 2013 (the Series A Stock Purchase Date). Prior to the Series A Stock Purchase Date, the Trust is required to remarket and sell the Second 2008 Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series A Preferred Stock. When it issued the Second 2008 Notes, the Parent entered into a Replacement Capital Covenant (the Second 2008 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.375% Junior Subordinated Debentures due 2035 (the Covered Debt) that, after the date it notifies the holders of the Covered Debt of the Second 2008 Covenant, it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, (i) any part of the Second 2008 Notes prior to the Series A Stock Purchase Date or (ii) any part of the Second 2008 Capital Securities or the Series A Preferred Stock prior to the date that is 10 years after the Series A Stock Purchase Date, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Second 2008 Covenant. For more information, refer to the Second 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 19, 2008.

(13)	On September 10, 2008, Wells Fargo Capital XV issued 9.75% Fixed-to-Floating Rate Normal PPS (the Third 2008 Capital Securities). The proceeds were used to purchase Remarketable 9.25% Junior Subordinated Notes maturing in 2044 (the Third 2008 Notes) from the Parent. In connection with the issuance of the Third 2008 Capital Securities, the Trust and the Parent entered into a forward stock purchase contract that obligates the Trust to purchase the Parent’s Noncumulative Perpetual Preferred Stock, Series B (the Series B Preferred Stock) and obligates the Parent to make payments to the Trust of 0.50% per annum through the stock purchase date, expected to be September 26, 2013 (the Series B Stock Purchase Date). Prior to the Series B Stock Purchase Date, the Trust is required to remarket and sell the Third 2008 Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series B Preferred Stock. When it issued the Third 2008 Notes, the Parent entered into a Replacement Capital Covenant (the Third 2008 Covenant) in which it agreed for the benefit of the holders of the Covered Debt that, after the date it notifies the holders of the Covered Debt of the Third 2008 Covenant, it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, (i) any part of the Third 2008 Notes prior to the Series B Stock Purchase Date or (ii) any part of the Third 2008 Capital Securities or the Series B Preferred Stock prior to the date that is 10 years after the Series B Stock Purchase Date, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Third 2008 Covenant. For more information, refer to the Third 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed September 10, 2008.

(14)	On July 1, 2008, Wells Fargo & Company acquired the assets and liabilities of United Bancorporation of Wyoming, Inc., which included Trust Preferred Securities.

(15)	On February 15, 2007, Wachovia Capital Trust IV issued 6.375% Trust Preferred Securities (the Second Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 6.375% Extendible Long Term Subordinated Notes (the Second Wachovia Notes). When it issued the Second Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the Second Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Second Wachovia Notes or the Second Wachovia Trust Securities on or after the scheduled maturity date of the Second Wachovia Notes and prior to the date that is 20 years prior to the final repayment date of the Second Wachovia Notes, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Second Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Second Wachovia Covenant. For more information, refer to the Second Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed February 15, 2007.

(16)	On May 8, 2007, Wachovia Capital Trust IX issued 6.375% Trust Preferred Securities (the Third Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 6.375% Extendible Long Term Subordinated Notes (the Third Wachovia Notes). When it issued the Third Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the Third Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Third Wachovia Notes or the Third Wachovia Trust Securities (i) on or after the earlier of the date that is 30 years prior to the final repayment date of the Third Wachovia Notes and the scheduled maturity date of the Third Wachovia Notes and (ii) prior to the later of the date that is 20 years prior to the final repayment date of the Third Wachovia Notes and June 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Third Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Third Wachovia Covenant. For more information, refer to the Third Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed May 8, 2007.

(17)	On November 21, 2007, Wachovia Capital Trust X issued 7.85% Trust Preferred Securities (the Fourth Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 7.85% Extendible Long Term Subordinated Notes (the Fourth Wachovia Notes). When it issued the Fourth Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the Fourth Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Fourth Wachovia Notes or the Fourth Wachovia Trust Securities (i) on or after the earlier of the date that is 30 years prior to the final repayment date of the Fourth Wachovia Notes and the scheduled maturity date of the Fourth Wachovia Notes and (ii) prior to the later of the date that is 20 years prior to the final repayment date of the Fourth Wachovia Notes and December 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Fourth Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Fourth Wachovia Covenant. For more information, refer to the Fourth Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed November 21, 2007.

(18)	On February 1, 2006, Wachovia Capital Trust III issued 5.80% Fixed-to-Floating Rate Wachovia Income Trust Securities (the First Wachovia Trust Securities) and used the proceeds to purchase from Wachovia Remarketable Junior Subordinated Notes due 2042 (the First Wachovia Notes). In connection with the issuance of the First Wachovia Trust Securities, the Trust and Wachovia entered into a forward stock purchase contract that obligates the Trust to purchase Wachovia’s Noncumulative Perpetual Class A Preferred Stock, Series I (the Series I Preferred Stock) and obligates Wachovia to make payments to the Trust of 0.60% per annum through the stock purchase date, expected to be March 15, 2011 (the Series I Stock Purchase Date). Prior to the Series I Stock Purchase Date, the Trust is required to remarket and sell the First Wachovia Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series I Preferred Stock. When it issued the First Wachovia Notes, Wachovia entered into a Declaration of Covenant (the First Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia’s Floating Rate Junior Subordinated Deferrable Interest Debentures due January 15, 2027 (the Wachovia Covered Debt) that it will repurchase the First Wachovia Trust Securities or redeem or repurchase shares of the Series I Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the net cash proceeds of the issuance of certain qualified securities as described in the First Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the First Wachovia Covenant. For more information, refer to the First Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed February 1, 2006.

(19)	At December 31, 2008, bank notes of $19.9 billion had floating rates of interest ranging from 0.14% to 5.53%, and $644 million of the notes had fixed rates of interest ranging from 1.00% to 5.00%.

     Wells Fargo is participating in the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP). The TLGP has two components: the Debt Guarantee Program, which provides a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provides a temporary unlimited guarantee of funds in noninterest bearing transaction accounts at FDIC insured institutions. Under the Debt Guarantee Program, we have $91.7 billion of remaining capacity to issue guaranteed debt as of December 31, 2008. Eligible entities will be assessed fees payable to the FDIC for coverage under the program. This assessment will be in addition to risk-based deposit insurance assessments currently imposed under FDIC rules and regulations.
     The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2008, follow.

(in millions)	Parent	Company

2009	$16,799	$53,893
2010	20,829	42,433
2011	22,487	38,630
2012	11,159	23,622
2013	4,846	15,228
Thereafter	57,906	93,352

Total	$134,026	$267,158

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2008, we were in compliance with all the covenants.

Note 15:    Guarantees and Legal Actions

Guarantees
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index.
Guarantees are generally in the form of securities lending indemnifications, standby letters of credit, liquidity agreements, written put options, recourse obligations, residual value guarantees and contingent consideration. The following table shows carrying amount, maximum risk of loss on our guarantees, and for December 31, 2008, the amount with a higher risk of payment.

(in millions)	December 31,
	2008			2007
	Carrying	Maximum	Higher	Carrying	Maximum
	amount	risk of	payment	amount	risk of
		loss	risk		loss

Standby letters of credit	$130	$47,191	$17,293	$7	$12,530
Securities and other lending indemnifications	—	30,120	1,907	—	—
Liquidity agreements	30	17,602	—	—	—
Written put options	1,376	10,182	5,314	48	2,569
Loans sold with recourse	53	6,126	2,038	—	2
Residual value guarantees	—	1,121	—	—	—
Contingent consideration	11	187	—	67	246
Other guarantees	—	38	—	1	59

Total guarantees	$1,600	$112,567	$26,552	$123	$15,406

     The amounts shown in the table above as having a higher payment risk represent the amount of exposure for which there is a high likelihood that we will be required to make a payment or perform under the guarantee. Such payment may not result in a loss and, accordingly, the higher payment risk column is not an indication of loss probability. The risk of payment or performance is considered high if the underlying assets under the guarantee have an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating. In rare circumstances for which neither external nor internal ratings are available, we determine the current status of payment risk based on whether historical experience indicates a higher likelihood of performance. We assumed substantially all of the guarantees in the table above in the Wachovia acquisition.

     We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are agreements where we are obligated to make payment to a third party on behalf of a customer in the event the customer fails to meet their contractual obligations. We consider the credit risk in standby letters of credit and commercial and similar letters of credit in determining the allowance for credit losses.
     As a securities lending agent, we loan client securities, on a fully collateralized basis, to third party broker/dealers. We indemnify our clients against broker default and, in certain cases, against collateral losses. We support these guarantees with collateral, generally in the form of cash or highly liquid securities, that is marked to market daily. At December 31, 2008, there was $31.0 billion in collateral supporting the $30.1 billion loaned.
     We enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, our potential future liability under these agreements is not determinable.
     We provide liquidity facilities on all commercial paper issued by the conduit we administer. We also provide liquidity to certain off-balance sheet entities that hold securitized fixed rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. See Note 8 for additional information on these arrangements.
     Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price, and include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk in the event the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 8 for additional information regarding transactions with VIEs and Note 16 for additional information regarding written derivative contracts.
     In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain period of time. The maximum risk of loss represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions, but the likelihood of the repurchase of the entire balance is remote and amounts paid can be recovered in whole or in part from the sale of collateral. In 2008 and in 2007, we did not repurchase a significant amount of loans associated with these agreements.
     We provide residual value guarantees as part of certain leasing transactions of corporate assets, principally railcars. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale of the leased assets results in proceeds less than a stated percent (generally 80% to 89%) of the asset’s cost less depreciation, we would be required to reimburse the lessor under our guarantee.
     In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets.
     We have entered into various contingent performance guarantees through credit risk participation arrangements. Under these agreements, if a customer defaults on its obligation to perform under certain credit agreements with third parties, we will be required to make payments to the third parties.
     Wells Fargo is a Class B common shareholder of Visa Inc. (Visa). Based on agreements previously executed among Wells Fargo, Visa and its predecessors and certain member banks of the Visa USA network, we may be required to indemnify Visa with respect to certain covered litigation. In conjunction with its initial public offering in March 2008, Visa deposited $3 billion of the proceeds of the offering into a litigation escrow account to be used to satisfy settlement obligations with respect to prior litigation and to make payments with respect to the future resolution of the covered litigation. The extent of our future obligations, if any, under these arrangements depends on the ultimate resolution of the covered litigation. In October 2008, Visa entered into an agreement in principle to settle with Discover Financial Services (Discover). We had previously established a reserve to reflect the fair value of our possible indemnification obligation to Visa for the Discover litigation.

Legal Actions
Wells Fargo and certain of our subsidiaries are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising from the conduct of our business activities. These proceedings include actions brought against Wells Fargo and/or our subsidiaries with respect to corporate related matters and transactions in which Wells Fargo and/or our subsidiaries were involved. In addition, Wells Fargo and our subsidiaries may be requested to provide information or otherwise cooperate with governmental authorities in the conduct of investigations of other persons or industry groups.
     Although there can be no assurance as to the ultimate outcome, Wells Fargo and/or our subsidiaries have generally denied, or believe we have a meritorious defense and will deny, liability in all significant litigation pending against us, including the matters described below, and we intend to defend vigorously each case, other than matters we describe as having settled. Reserves are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims.
ADELPHIA LITIGATION Wachovia Bank, N.A. and Wachovia Capital Markets, LLC, are defendants in an adversary proceeding previously pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (Adelphia). The Official Committee of Unsecured Creditors in Adelphia’s bankruptcy case filed the claims; the current plaintiff is the Adelphia Recovery Trust, which was substituted as the plaintiff pursuant to Adelphia’s confirmed plan of reorganization. In February 2006, an order was entered moving the case to the United States District Court for the Southern District of New York. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. On June 11, 2007, the Bankruptcy Court granted in part and denied in part the motions to dismiss filed by the two Wachovia entities and other defendants. On January 17, 2008, the District Court affirmed the decision of the Bankruptcy Court on the motion to dismiss with the exception that it dismissed one additional claim. On July 17, 2008, the District Court issued a ruling dismissing all of the bankruptcy related claims. The remaining claims essentially allege the banks should be liable to Adelphia on theories of aiding and abetting a breach of fiduciary duty and violation of the Bank Holding Company Act. The case is now in discovery.
AUCTION RATE SECURITIES On August 15, 2008, Wachovia Securities, LLC and Wachovia Capital Markets, LLC (collectively the Wachovia Securities Affiliates) announced they had reached settlements in principle with the Secretary of State for the State of Missouri (as the lead state in the North American Securities Administrators Association task force investigating the marketing and sale of auction rate securities), and with the New York State Attorney General’s Office of their respective investigations of sales practice and other issues related to the sales of auction rate securities (ARS). Wachovia Securities also announced a settlement in principle with the Securities and Exchange Commission (SEC) of its similar investigation. Without admitting or denying liability, the agreements in principle require that the Wachovia Securities Affiliates purchase certain ARS sold to customers in accounts at the Wachovia Securities Affiliates, reimburse investors who sold ARS purchased at the Wachovia Securities Affiliates for less than par, provide liquidity loans to customers at no net interest until the ARS are repurchased, offer to participate in special arbitration procedures with customers who claim consequential damages from the lack of liquidity in ARS and refund refinancing fees to certain municipal issuers who issued ARS and later refinanced those securities through the Wachovia Securities Affiliates. Without admitting or denying liability, the Wachovia Securities Affiliates will also pay a total fine of $50 million to the state regulatory agencies and agreed to entry of consent orders by the two state regulators and Wachovia Securities, LLC agreed to entry of an injunction by the SEC. All three settlements in principle have been finalized. The Wachovia Securities Affiliates began the buy back of ARS in November 2008. The second and final phase of the buy back will take place in June 2009.
     Wells Fargo Investments, LLC (WFI), Wells Fargo Brokerage Services, LLC, and Wells Fargo Institutional Securities, LLC are engaged in discussions with regulators concerning the sale of ARS. On November 20, 2008, the State of Washington Department of Financial Institutions filed a proceeding entitled In the Matter of determining whether there has been a violation of the Securities Act of Washington by: Wells Fargo Investments, LLC; Wells Fargo Brokerage Services, LLC; and Wells Fargo Institutional Securities, LLC. The action seeks a cease and desist order against violations of the anti-fraud and suitability provisions of the Washington Securities Act.
     In addition, several purported civil class actions relating to the sale of ARS are currently pending against various Wells Fargo affiliated defendants.

DATA TREASURY LITIGATION Wells Fargo & Company, Wells Fargo Bank, N.A., Wachovia Bank, N.A. and Wachovia Corporation are among over 55 defendants named in two actions asserting patent infringement claims filed by Data Treasury Corporation in the U.S. District Court for the Eastern District of Texas. Data Treasury seeks a declaration that its patents are valid and have been infringed, and seeks damages and permanent injunctive relief. The cases are currently in discovery.
ELAVON LITIGATION On January 16, 2009, Elavon, Inc., a provider of merchant processing services, filed a complaint in the U.S. District Court for the Northern District of Georgia against Wachovia Corporation, Wachovia Bank, N.A., Wells Fargo & Company, and Wells Fargo Bank, N.A. The complaint seeks equitable relief, including specific performance, and damages for Wachovia Bank’s allegedly wrongful termination of its merchant referral contract with Elavon. The complaint also seeks damages, including punitive damages, against the Wells Fargo entities for tortious interference with contractual relations.
ERISA LITIGATION Seven purported class actions have been filed against Wachovia Corporation, its board of directors and certain senior officers in the U.S. District Court for the Southern District of New York on behalf of employees of Wachovia Corporation and its affiliates who held shares of Wachovia Corporation common stock in their Wachovia Savings Plan accounts. The plaintiffs allege breach of fiduciary duty under ERISA, among other things, claiming that the defendants should not have permitted Wachovia Corporation common stock to remain an investment option in the Savings Plan because alleged misleading disclosures relating to the Golden West mortgage portfolio, exposure to CDOs and other problem loans, and other alleged misstatements made its stock a risky and imprudent investment for employee retirement accounts.
GOLDEN WEST AND RELATED LITIGATION A purported securities class action, Lipetz v. Wachovia Corporation, et al., was filed on July 7, 2008, in the U.S. District Court for the Southern District of New York by purported Wachovia Corporation shareholders alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934. An amended complaint was filed on December 15, 2008. Among other allegations, plaintiffs allege Wachovia Corporation’s common stock price was artificially inflated as a result of allegedly misleading disclosures relating to the Golden West Financial Corp. (Golden West) mortgage portfolio, Wachovia Corporation’s exposure to other mortgage related products such as CDOs, control issues and auction rate securities. The defendants have until February 27, 2009, to respond to the complaint.
     A purported class action, Miller, et al. v. Wachovia Corporation, et al., was filed on January 31, 2008, against Wachovia Corporation, its board of directors and certain senior officers in the New York Supreme Court for the County of Nassau, relating to Wachovia Corporation’s May 2007 issuance of trust preferred securities. The plaintiffs allege violations of Sections 11, 12 and 15 of the Securities Act of 1933 as a result of allegedly misleading disclosures relating to the Golden West mortgage portfolio. Wachovia Corporation removed the case to the U.S. District Court for the Eastern District of New York. On January 16, 2009, the case was voluntarily dismissed by the plaintiff and, on the same day, was refiled in the Superior Court of the State of California, Alameda County. A similar case, Swiskay v. Wachovia Corporation, et al., was filed on December 19, 2008, in the same court. The Swiskay case is essentially identical to the Miller case except it includes allegations relating to additional Wachovia preferred offerings. On January 21, 2009, a third case, Orange County Employees’ Retirement System, et al. v. Wachovia Corporation, et al., was also filed in the same California Superior Court on behalf of Orange County Employees’ Retirement System and others. The complaint contains similar allegations to the Miller and Swiskay cases, except it includes some additional individuals and non-affiliated entities as defendants and adds claims relating to additional issuances of preferred stock and debt securities. Wells Fargo will file appropriate venue and other motions in response to these actions.
     Several government agencies are investigating matters similar to the issues raised in this litigation. Wells Fargo and its affiliates are cooperating fully.
INTERCHANGE LITIGATION Wells Fargo Bank, N.A.,
Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation are named as defendants, separately or in combination, in putative class actions filed on behalf of a plaintiff class of merchants and individual actions brought by individual merchants with regard to the interchange fees associated with Visa and MasterCard payment card transactions. These actions have been consolidated in the United States District Court for the Eastern District of New York. Visa, MasterCard and several banks and bank holding companies are named as defendants in various of these actions. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and their member banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other members of Visa, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other member banks of Visa, will share, based on a formula, in any losses from certain litigation specified in the Agreements, including the Interchange Litigation.

LE-NATURE’S, INC. Wachovia Bank, N.A. is the administrative agent on a $285 million credit facility extended to Le-Nature’s, Inc. in September 2006, of which approximately $270 million was syndicated to other lenders by Wachovia Capital Markets, LLC. Le-Nature’s was the subject of a Chapter 7 bankruptcy petition which was converted to a Chapter 11 bankruptcy petition in November 2006 in the U.S. Bankruptcy Court for the Western District of Pennsylvania. The filing was precipitated by an apparent fraud relating to Le-Nature’s financial condition. On March 14, 2007, the two Wachovia entities filed an action against several hedge funds in the Superior Court for the State of North Carolina, Mecklenburg County, alleging that the hedge fund defendants had acquired a significant quantity of the outstanding debt with full knowledge of Le-Nature’s fraud and with the intention of pursuing alleged fraud and other tort claims against the two Wachovia entities purportedly related to their role in Le-Nature’s credit facility. A preliminary injunction was entered by the Court that, among other things, prohibited defendants from asserting any such claims in any other forum. On September 18, 2007, these defendants filed an action in the U.S. District Court for the Southern District of New York against Wachovia Capital Markets, a third party and two members of Le-Nature’s management asserting claims arising under federal RICO laws. On March 13, 2008, the North Carolina judge granted Defendants’ motion to stay the North Carolina action and modified the injunction to allow the Defendants to attempt to assert claims in the New York action. The Wachovia entities have appealed. Wachovia Capital Markets filed a motion to dismiss the New York action which was granted on August 26, 2008. Plaintiffs have appealed that ruling. Plaintiffs subsequently filed a case asserting similar allegations in the New York State Supreme Court for the County of Manhattan. On April 28, 2008, holders of Le-Nature’s Senior Subordinated Notes, an offering which was underwritten by Wachovia Capital Markets in June 2003, sued alleging various fraud claims; this case is pending in the U.S. District Court for the Western District of Pennsylvania. On October 30, 2008, the liquidation trust in Le-Nature’s bankruptcy filed suit against a number of individuals and entities, including Wachovia Capital Markets, LLC, and Wachovia Bank, N.A., in the U.S. District Court for the Western District of Pennsylvania, asserting a variety of claims on behalf of the estate.
MERGER RELATED LITIGATION On October 4, 2008, Citigroup, Inc. (Citigroup) purported to commence an action in the Supreme Court of the State of New York for the County of Manhattan, captioned Citigroup, Inc. v. Wachovia Corp., et al., naming as defendants Wachovia Corporation (Wachovia), Wells Fargo & Company (Wells Fargo), and the directors of both companies. The complaint alleged that Wachovia Corporation breached an exclusivity agreement with Citigroup, which by its terms was to expire on October 6, 2008, by entering into negotiations and an eventual acquisition agreement with Wells Fargo, and that Wells Fargo and the individual defendants had tortiously interfered with the same contract. In the complaint, Citigroup seeks $20 billion in compensatory damages and $40 billion in punitive damages. After significant procedural activity over the week of October 4-9, 2008, including a voluntary dismissal and re-filing of the action in amended form, the case was removed on October 9, 2008, to the U.S. District Court for the Southern District of New York. On October 10, 2008, Citigroup filed a motion to remand the case to the New York state court, and filed a new proposed amended complaint. The proposed amended complaint includes claims for breach of contract, tortious interference with contract, unjust enrichment, promissory estoppel, and quantum meruit. In the proposed amended complaint, which the court has not yet approved, Citigroup seeks $20 billion in compensatory damages, $20 billion in restitutionary and unjust enrichment damages, and $40 billion in punitive damages. On October 24, 2008, Wachovia Corporation and Wells Fargo filed a joint response to the motion to remand.
     On October 4, 2008, Wachovia Corporation filed a complaint in the U.S. District Court for the Southern District of New York, captioned Wachovia Corp. v. Citigroup, Inc. The complaint seeks declaratory relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. On October 5, 2008, Wachovia filed a motion for a preliminary injunction seeking to prevent Citigroup from interfering with or impeding its merger with Wells Fargo. On October 9, 2008, Citigroup issued a press release stating that Citigroup would no longer seek to enjoin the merger, but would continue to seek compensatory and punitive damages against Wachovia Corporation and Wells Fargo. On October 14, 2008, Wells Fargo filed a related complaint in the U.S. District Court for the Southern District of New York, captioned Wells Fargo v. Citigroup, Inc. The complaint seeks declaratory and injunctive relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. Citigroup has moved to dismiss the complaint. The cases have been assigned to the same judge for further proceedings.
MUNICIPAL DERIVATIVES BID PRACTICES INVESTIGATION
The Department of Justice (DOJ) and the SEC, beginning in November 2006, have been requesting information from a number of financial institutions, including Wachovia Bank, N.A.’s municipal derivatives group, generally with regard to competitive bid practices in the municipal derivative markets. In connection with these inquiries, Wachovia Bank has received subpoenas from both the DOJ and SEC as well as requests from the OCC and several states seeking documents and information. The DOJ and the SEC have advised Wachovia Bank that they believe certain of its employees engaged in improper conduct in conjunction with certain competitively bid transactions and, in November 2007, the DOJ notified two Wachovia Bank employees, both of whom have since been terminated, that they are regarded as targets of the DOJ’s investigation. Wachovia Bank has been cooperating and continues to fully cooperate with the government investigations.
     Wachovia Bank, along with a number of other banks and financial services companies, has also been named as a defendant in a number of substantially identical purported class actions, filed in various state and federal courts by various municipalities alleging they have been damaged by the activity which is the subject of the governmental investigations. A number of the federal matters have been consolidated for pre trial proceedings.
PAYMENT PROCESSING CENTER On February 17, 2006, the U.S. Attorney’s Office for the Eastern District of Pennsylvania filed a civil fraud complaint against a former Wachovia Bank, N.A. customer, Payment Processing Center (PPC). PPC was a third party payment processor for telemarketing and catalogue companies. On April 12, 2007, a civil class action, Faloney et al. v. Wachovia Bank, N.A., was filed against Wachovia Bank in the U.S. District Court for the Eastern District of Pennsylvania by a putative class of consumers who made purchases through telemarketer customers of PPC. The suit alleges that between April 1, 2005 and February 21, 2006, Wachovia Bank conspired with PPC to facilitate PPC’s purported violation of RICO. On February 15, 2008, a second putative class action, Harrison v. Wachovia Bank, N.A., was filed in the U.S. District Court for the Eastern District of Pennsylvania by a putative class of consumers who made purchases through telemarketing customers of three other third party payment processors which banked with Wachovia Bank. This suit alleges that Wachovia Bank conspired with these payment processors to facilitate purported violations of RICO. On April 24, 2008, Wachovia and the Office of the Comptroller of the Currency (OCC) entered into an Agreement to resolve the OCC’s investigation into Wachovia’s relationship with PPC and three other companies. The Agreement provides, among other things, that (i) Wachovia will provide restitution to consumers, (ii) will create a segregated account in the amount of $125 million to cover the estimated maximum cost of the restitution, (iii) will fund organizations that provide education for consumers over a two year period in the amount of $8.9 million, (iv) will make various changes to its policies and procedures related to customers that use remotely created checks and (v) will appoint a special Compliance Committee to oversee compliance with the Agreement. Wachovia Bank and the OCC also entered into a Consent Order for Payment of a Civil Money Penalty whereby Wachovia, without admitting or denying the allegations contained therein, agreed to payment of a $10 million civil money penalty. The OCC Agreement was amended on December 8, 2008, to provide for direct restitution payments and those payments were mailed to consumers on December 11, 2008. Wachovia Bank is cooperating with government officials to administer the OCC settlement and in their further inquiries.
     On August 14, 2008, Wachovia Bank reached agreements to settle the Faloney and Harrison class action lawsuits. The settlements received approval from the U.S. District Court for the Eastern District of Pennsylvania on January 23, 2009.
OTHER REGULATORY MATTERS AND GOVERNMENT
INVESTIGATIONS In the course of its banking and financial services businesses, Wells Fargo and its affiliates are subject to information requests and investigations by governmental and self-regulatory authorities. These authorities have instituted various ongoing investigations of various practices in the banking, securities and mutual fund industries, including those relating to anti-money laundering, sales practices, record retention and other laws and regulations involving our customers and their accounts.
     In general, the investigations cover advisory companies to mutual funds, broker-dealers, hedge funds and others and may involve the activities of customers or third parties with respect to accounts maintained by Wells Fargo affiliates or transactions in which Wells Fargo affiliates may be involved. Wells Fargo affiliates have received subpoenas and other requests for documents and testimony relating to the investigations, is endeavoring to comply with those requests, is cooperating with the investigations, and where appropriate, is engaging in discussions to resolve the investigations or take other remedial actions. These investigations include an investigation being conducted by the U.S. Attorney’s Office for the Southern District of Florida into, among other matters, Wachovia Bank, N.A.’s correspondent banking relationship with certain non-domestic exchange houses and Bank Secrecy Act and anti-money laundering compliance.
Wachovia Bank is cooperating fully with the U.S. Attorney’s Office’s investigation.
OUTLOOK Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Note 16:    Derivatives

We use derivatives to manage exposure to market risk, interest rate risk, credit risk and foreign currency risk, to generate profits from proprietary trading and to assist customers with their risk management objectives. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which interest and other payments are determined. Our approach to managing interest rate risk includes the use of derivatives. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not have a significant adverse effect on the net interest margin and cash flows. As a result of interest rate fluctuations, hedged assets and liabilities will gain or lose market value. In a fair value hedging strategy, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedging strategy, we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities.
     We use derivatives as part of our interest rate and foreign currency risk management, including interest rate swaps, caps and floors, futures and forward contracts, and options. We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting, including economic hedge derivatives. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. Additionally, free-standing derivatives include embedded derivatives that are required to be separately accounted for from their host contracts.
     Our derivative activities are monitored by Corporate ALCO. Our Treasury function, which includes asset/liability management, is responsible for various hedging strategies developed through analysis of data from financial models and other internal and industry sources. We incorporate the resulting hedging strategies into our overall interest rate risk management and trading strategies.
Fair Value Hedges
We use interest rate swaps to convert certain of our fixed-rate long-term debt and certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt and repurchase agreements. Prior to January 1, 2007, the ineffective portion of these fair value hedges was recorded as part of interest expense in the income statement. Subsequent to January 1, 2007, the ineffective portion of these fair value hedges is recorded as part of noninterest income. We made this change after converting these hedge relationships to the long-haul method of assessing hedge effectiveness, which results in recognition of more ineffectiveness compared to the shortcut method. Consistent with our asset/liability management strategy of converting fixed-rate debt to floating-rates, we believe interest expense should reflect only the current contractual interest cash flows on the liabilities and the related swaps. In addition, we use derivatives, such as Treasury futures and LIBOR swaps, to hedge changes in fair value due to changes in interest rates of our commercial real estate mortgage loans held for sale. The ineffective portion of these fair value hedges is recorded as part of mortgage banking noninterest income. Finally, we use interest rate swaps to hedge against changes in fair value of certain debt securities that are classified as securities available for sale, due to changes in interest rates, foreign currency rates, or both. The ineffective portion of these fair value hedges is recorded in “Net gains (losses) on debt securities available for sale” in the income statement. For fair value hedges of long-term debt, certificates of deposit, repurchase agreements, commercial real estate loans, and debt securities, all parts of each derivative’s gain or loss due to the hedged risk are included in the assessment of hedge effectiveness.
     For certain fair value hedging relationships, we use statistical analysis to assess hedge effectiveness, both at inception of the hedging relationship and on an ongoing basis. Such analysis may include regression analysis or analysis of the price sensitivity of the hedging instrument relative to that of the hedged item. The regression analysis involves regressing the periodic change in fair value of the hedging instrument against the periodic changes in fair value of the asset or liability being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness. Additionally, for other fair value hedging relationships, we use the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis.

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
     From time to time, we enter into equity collars to lock in share prices between specified levels for certain equity securities. As permitted, we include the intrinsic value only (excluding time value) when assessing hedge effectiveness. We assess hedge effectiveness based on a dollar-offset ratio, at inception of the hedging relationship and on an ongoing basis, by comparing cumulative changes in the intrinsic value of the equity collar with changes in the fair value of the hedged equity securities. The net derivative gain or loss related to the equity collars is recorded in other noninterest income in the income statement.
Cash Flow Hedges
We hedge floating-rate debt against future interest rate increases by using interest rate swaps to convert floating-rate debt to fixed rates and by using interest rate caps, floors and futures to limit variability of rates. We also use interest rate swaps and floors to hedge the variability in interest payments received on certain floating-rate commercial loans, due to changes in the benchmark interest rate. Upon adoption of FAS 159 on January 1, 2007, derivatives used to hedge the forecasted sales of prime residential MHFS originated subsequent to January 1, 2007, were accounted for as economic hedges. We previously accounted for these derivatives as cash flow hedges under FAS 133. Gains and losses on derivatives that are reclassified from cumulative other comprehensive income to current period earnings, are included in the line item in which the hedged item’s effect in earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. For all cash flow hedges, we assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.
     We expect that $60 million of deferred net loss on derivatives in other comprehensive income at December 31, 2008, will be reclassified as earnings during the next twelve months, compared with $63 million and $53 million of net deferred gains at December 31, 2007 and 2006, respectively. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of seventeen years for both hedges of floating-rate debt and floating-rate commercial loans.
     The following table provides derivative gains and losses related to fair value and cash flow hedges resulting from the change in value of the derivatives excluded from the assessment of hedge effectiveness and the change in value of the ineffective portion of the derivatives.

(in millions)	December 31,
	2008	2007	2006

Net gains (losses) from fair value hedges (1) from:
Change in value of derivatives excluded from the assessment of hedge effectiveness	$—	$8	$(5)
Ineffective portion of change in value of derivatives	177	19	11

Net gains (losses) from ineffective portion of change in the value of cash flow hedges (2)	(4)	26	45

(1)	Includes hedges of long-term debt and certificates of deposit, commercial real estate and franchise loans, and debt and equity securities.

(2)	Includes hedges of floating-rate long-term debt and floating-rate commercial loans and, for 2006, hedges of forecasted sales of prime residential MHFS. Upon adoption of FAS 159, derivatives used to hedge our prime residential MHFS were no longer accounted for as cash flow hedges under FAS 133.

Free-Standing Derivatives
We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs, new prime residential MHFS, derivative loan commitments and other interests held, with the resulting gain or loss reflected in income.
     The derivatives used to hedge residential MSRs include swaps, swaptions, forwards, Eurodollar and Treasury futures and options contracts. Net derivative gains of $3,099 million for 2008 and net derivative gains of $1,154 million for 2007 from economic hedges related to our mortgage servicing activities are included in mortgage banking noninterest income. The aggregate fair value of these derivatives used as economic hedges was a net asset of $3,610 million at December 31, 2008, and $1,652 million at December 31, 2007. Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative other comprehensive income (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.
     Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as most new prime residential MHFS carried at fair value under FAS 159, is hedged with free-standing derivatives (economic hedges) such as forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For interest rate lock commitments issued prior to January 1, 2008, we recorded a zero fair value for the derivative loan commitment at inception consistent with SEC Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. Effective January 1, 2008, we were required by SAB 109 to include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan as part of the fair value measurement of derivative loan commitments. The implementation of SAB 109 did not have a material impact on our results or the valuation of our loan commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged. The aggregate fair value of derivative loan commitments in the balance sheet at December 31, 2008 and 2007, was a net asset of $125 million and $6 million, respectively, and is included in the caption “Interest rate contracts” under Customer Accommodation, Trading and Other Free-Standing Derivatives in the table on page 136.
     We also enter into various derivatives primarily to provide derivative products to customers. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities in the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into free-standing derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as part of other noninterest income.
     Additionally, free-standing derivatives include embedded derivatives that are required to be accounted for separate from their host contract. We periodically issue long-term notes and certificates of deposit where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. In accordance with FAS 133, the “embedded” derivative is separated from the host contract and accounted for as a free-standing derivative.
Credit Derivatives
We use credit derivatives to manage exposure to credit risk related to proprietary trading and to assist customers with their risk management objectives. This may include protection sold to offset purchased protection in structured product transactions, as well as liquidity agreements written to special purpose vehicles. The maximum exposure of sold credit derivatives is managed through posted collateral, purchased credit derivatives and similar products in order to achieve our desired credit risk profile. This credit risk management provides an ability to recover a significant portion of any amounts that would be paid under the sold credit derivatives. We would be required to perform under the noted credit derivatives in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment. In certain cases, other triggers may exist, such as the credit downgrade of the referenced obligors or the inability of the special purpose vehicle for which we have provided liquidity to obtain funding.

     The following table provides details of credit derivatives at December 31, 2008.

(in millions)	December 31, 2008
	Fair value	Maximum	Higher	Range of
	liability	exposure	payment	maturities
			risk

Credit default swaps on corporate bonds	$9,643	$83,446	$39,987	2009-2018
Credit default swaps on structured products	4,940	7,451	5,824	2009-2056
Credit protection on credit default swap index	2,611	35,943	6,364	2009-2017
Credit protection on commercial mortgage-backed securities index	2,231	7,291	2,938	2009-2052
Credit protection on asset-backed securities index	1,331	1,526	1,116	2037-2046
Loan deliverable credit default swaps	106	611	592	2009-2014
Other	18	845	150	2009-2020

Total credit derivatives	$20,880	$137,113	$56,971

     The higher payment risk category is based on the portion of the maximum loss exposure for which there is a greater risk that we will be required to make a payment or perform under the credit derivative. The current status of the risk of payment or performance being required is considered high if the underlying assets under the credit derivative have an external rating that is below investment grade or an internal credit default grade that would be equivalent to a below investment grade external rating. It is important to note that the higher payment risk represents the amount of exposure for which payment is of a high likelihood. Such payment may not result in a loss. As such, the higher payment risk column is not an indication of loss probability.
Counterparty Credit Risk
By using derivatives, we are exposed to credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset in our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent the master netting arrangements and other criteria meet the requirements of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, as amended by FSP FIN 39-1, derivatives balances and related cash collateral amounts are shown net in the balance sheet. Counterparty credit risk related to derivatives is considered and, if material, provided for separately.
     In connection with the bankruptcy filing by Lehman Brothers in September 2008, we recognized a $106 million charge in noninterest income related to unsecured counterparty exposure on our derivative contracts with Lehman Brothers. The bankruptcy filing triggered an early termination of the derivative contracts that after consideration of the master netting arrangement and posted cash collateral, resulted in a net amount due to us of $106 million. We assessed the collectability of this receivable and determined it was not realizable. We took appropriate actions to replace, as necessary, the terminated derivative contracts in order to maintain our various risk management strategies that previously involved the Lehman Brothers derivative contracts.

     The total notional or contractual amounts and fair values for derivatives were:

(in millions)	December 31,
	2008			2007
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
	amount	derivatives	derivatives	amount	derivatives	derivatives

ASSET/LIABILITY MANAGEMENT HEDGES
Qualifying hedge contracts accounted for under FAS 133
Interest rate contracts:
Swaps	$115,597	$11,249	$2,963	$47,408	$1,411	$267
Futures	67,375	—	324	50	—	—
Floors and caps purchased	9,000	262	—	250	8	—
Floors and caps written	—	—	—	250	—	5
Equity contracts:
Options purchased	—	—	—	1	—	—
Options written	—	—	—	3	—	3
Foreign exchange contracts:
Swaps	19,022	1,117	1,191	12,048	1,399	23
Forwards and spots	19,364	21	7	—	—	—

Free-standing derivatives (economic hedges)
Interest rate contracts (1):
Swaps	218,922	7,902	7,674	43,835	933	421
Futures	118,718	—	—	56,023	—	—
Options purchased	13,613	1,021	—	16,250	156	—
Options written	12,950	—	744	3,500	—	20
Forwards	386,525	3,712	1,290	353,095	1,094	287
Foreign exchange contracts:
Swaps	603	55	—	603	202	—
Forwards and spots	3,605	95	325	—	—	—
Credit contracts:
Swaps	644	528	—	—	—	—
Other derivatives:
Forward commitments	4,458	108	71	—	—	—

CUSTOMER ACCOMMODATION, TRADING AND OTHER FREE-STANDING DERIVATIVES
Interest rate contracts:
Swaps	3,127,009	133,551	132,186	195,144	3,584	3,196
Futures	48,011	—	140	33,443	—	—
Floors and caps purchased	104,355	2,000	1	21,629	143	—
Floors and caps written	111,674	—	1,609	24,466	—	124
Options purchased	89,813	6,480	3	2,573	88	—
Options written	138,912	159	6,796	19,074	35	95
Forwards	132,882	549	773	131,959	43	34
Commodity contracts:
Swaps	58,579	4,170	4,226	5,053	367	415
Futures	11,004	821	480	1,417	—	—
Floors and caps purchased	6,566	899	—	1,869	290	—
Floors and caps written	7,142	—	1,249	1,738	—	151
Options purchased	1,885	227	—	761	74	—
Options written	1,184	—	113	552	—	49
Equity contracts:
Swaps	1,563	76	81	291	63	44
Futures	282	—	23	138	—	—
Options purchased	18,658	3,003	1	4,966	508	—
Options written	16,488	—	2,496	4,416	—	433
Forwards	145	9	77	74	—	8
Foreign exchange contracts:
Swaps	56,100	1,038	1,011	5,797	199	219
Futures	—	—	5	155	—	—
Floors and caps purchased	13	3	—	—	—	—
Options purchased	7,888	532	—	3,229	107	—
Options written	7,181	—	491	3,168	—	100
Forwards and spots	202,255	5,989	5,912	40,371	420	335
Credit contracts:
Swaps	254,107	18,226	18,996	2,752	75	24
Other credit derivatives	18,615	3,727	2,791	—	—	—
Other derivatives:
Total return swaps	5,264	523	385	—	—	—
Other	1,058	1	139	—	—	—

Subtotal		208,053	194,573		11,199	6,253

NETTING (2)		(168,690)	(182,435)		(3,709)	(3,709)

Total		$39,363	$12,138		$7,490	$2,544

(1)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, interest rate lock commitments and other interests held.
(2)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to master netting arrangements under FIN 39. The amount of cash collateral netted against derivative assets and liabilities was $17.7 billion and $22.2 billion, respectively, at December 31, 2008.

Note 17:   Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential mortgages held for sale (MHFS), certain commercial loans held for sale (LHFS), residential MSRs, principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as nonprime residential and commercial MHFS, certain LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.
     Under FAS 159, we elected to measure MHFS at fair value prospectively for new prime residential MHFS originations, for which an active secondary market and readily available market prices existed to reliably support fair value pricing models used for these loans. On December 31, 2008, we elected to measure at fair value prime residential MHFS acquired from Wachovia. We also elected to remeasure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe the election for MHFS and other interests held (which are now hedged with free-standing derivatives (economic hedges) along with our MSRs) reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. There was no transition adjustment required upon adoption of FAS 159 for MHFS because we continued to account for MHFS originated prior to 2007 at the lower of cost or market value. At December 31, 2006, the book value of other interests held was equal to fair value and, therefore, a transition adjustment was not required.
     Upon the acquisition of Wachovia, we elected to measure at fair value certain portfolios of LHFS that we intend to hold for trading purposes and that may be economically hedged with derivative instruments. In addition, we elected to measure at fair value certain letters of credit that are hedged with derivative instruments to better reflect the economics of the transactions. These letters of credit are included in trading account assets or liabilities.
     Under FAS 159, we were also required to adopt FAS 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. Additionally, FAS 157 amended FAS 107, Disclosure about Fair Value of Financial Instruments (FAS 107), and, as such, we follow FAS 157 in determination of FAS 107 fair value disclosure amounts. The disclosures required under FAS 159, FAS 157 and FAS 107 are included in this Note.
Fair Value Hierarchy
Under FAS 157, we group our assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
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
     We incorporate lack of liquidity into our fair value measurement based on the type of asset measured and the valuation methodology used. For example, for residential mortgage loans held for sale and certain securities where the significant inputs have become unobservable due to the illiquid markets, we use a discounted cash flow technique to measure fair value. This technique incorporates forecasting of expected cash flows discounted at an appropriate market discount rate to reflect the lack of liquidity in the market that a market participant would consider. For other securities, we use unadjusted broker quotes or vendor prices to measure fair value, which inherently reflect any lack of liquidity in the market as the fair value measurement represents an exit price from a market participant viewpoint.
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
TRADING ASSETS AND SECURITIES AVAILABLE FOR SALE Trading assets and securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. Such instruments are classified within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities such as U.S. Treasuries.
     When instruments are traded in secondary markets and quoted market prices do not exist for such securities, we generally rely on internal valuation techniques or on prices obtained from independent pricing services or brokers (collectively, vendors). Trading assets and liabilities are typically valued using trader prices that are subject to independent price verification procedures. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from independent vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by the vendors in order to determine if observable market information is being used, versus unobservable inputs. When evaluating the appropriateness of an internal trader price compared to vendor prices, considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however valuing financial instruments involves judgments acquired from knowledge of a particular market and is not perfunctory. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management. Similarly, while securities available for sale traded in secondary markets are typically valued using a vendor price, these prices are reviewed and, if deemed inappropriate by a trader who has the most knowledge of a particular market, can be adjusted. Securities measured with these internal valuation techniques are generally classified as Level 2 of the hierarchy and often involve using quoted market prices for similar securities, pricing models or discounted cash flow analyses using inputs observable in the market where available.
Examples include private CMOs, municipal bonds, U.S. government and agency mortgage-backed securities, and corporate debt securities.
     Where significant inputs are unobservable in the market due to limited activity or a less liquid market, securities valued using models with such inputs are classified as Level 3 of the fair value hierarchy. Securities classified as Level 3 include private placement asset-backed securities, collateralized by auto leases and cash reserves, private CMOs, collateralized debt obligations (CDOs) and collateralized loan obligations (CLOs), and certain residual and retained interests in residential mortgage loan securitizations. CDOs are valued using the prices of similar instruments, the pricing of completed or pending third party transactions or the pricing of the underlying collateral within the CDO. Where prices are not readily available, management’s best estimate is used.
MORTGAGES HELD FOR SALE (MHFS) Under FAS 159, we elected to carry our new prime residential MHFS portfolio at fair value. The remaining MHFS are carried at the lower of cost or market value. Fair value is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Most of our MHFS are classified as Level 2. For the portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.
LOANS HELD FOR SALE (LHFS) Loans held for sale are carried at the lower of cost or market value, or at fair value for certain portfolios that we intend to hold for trading purposes. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.
LOANS For the carrying value of loans, including loans accounted for under SOP 03-3, see Note 1 – Loans. We do not record loans at fair value on a recurring basis. As such, valuation techniques discussed herein for loans are primarily for estimating fair value for FAS 107 disclosure purposes. However, from time to time, we record nonrecurring fair value adjustments to loans to reflect (1) partial write-downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value.
     The fair value estimates for FAS 107 purposes differentiate loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment and credit loss estimates are evaluated by product and loan rate.
     The fair value of commercial and commercial real estate loans is calculated by discounting contractual cash flows, adjusted for credit loss estimates, using discount rates that reflect our current pricing for loans with similar characteristics and remaining maturity.

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
     Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the FAS 107 table on page 143. These instruments generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record a reserve. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related reserve. This amounted to $719 million and $33 million at December 31, 2008 and 2007, respectively. Certain letters of credit that are hedged with derivative instruments are carried at fair value in trading assets or liabilities. For those letters of credit fair value is calculated based on readily quotable credit default spreads, using a market risk credit default swap model.
DERIVATIVES Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter (OTC) markets where quoted market prices are not readily available. OTC derivatives are valued using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative’s value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and option contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified within Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, credit default swaps, interest rate lock commitments written for our residential mortgage loans that we intend to sell and long dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.
MORTGAGE SERVICING RIGHTS AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS Mortgage servicing rights (MSRs) and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. For other interests held in securitizations (such as interest-only strips) we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify as Level 3. We may also retain securities from our loan securitization activities. The valuation technique for these securities is discussed in Securities available for sale.
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
NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments are recorded under the cost or equity method of accounting. Nonmarketable equity securities that fall within the scope of the AICPA Investment Company Audit Guide are carried at fair value (principal investments). There are generally restrictions on the sale and/or liquidation of these investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use facts and circumstances available to estimate the fair value of our nonmarketable equity investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, evaluation of the financial statements of the investee and prospects for its future. Principal investments, including certain public equity and non-public securities and certain investments in private equity funds, are recorded at fair value with realized and unrealized gains and losses included in gains and losses on equity investments in the income statement, and are included in other assets on the balance sheet. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment. Investments in non-public securities are recorded at our estimate of fair value using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific factors. For investments in private equity funds, we use the net asset value (NAV) provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs.
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
OTHER LIABILITIES Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see Derivatives section for derivative liabilities), includes short sale liabilities and repurchase obligations (due to standard representations and warranties) under our residential mortgage loan contracts. Short sale liabilities are classified as either Level 1 or Level 2, generally dependent upon whether the underlying securities have readily obtained quoted prices in active exchange markets. The value of the repurchase obligations is determined using a cash flow valuation technique consistent with what market participants would use in estimating the fair value. Key assumptions in the valuation process are estimates for repurchase demands and losses subsequent to repurchase. Such assumptions are unobservable and, accordingly, we classify repurchase obligations as Level 3.
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

(in millions)	Level 1	Level 2	Level 3		Netting(1)	Total

December 31, 2007
Trading assets (excluding derivatives)	$928	$2,753	$418		$—	$4,099
Derivatives (trading assets)	113	5,665	—		(2,150)	3,628
Securities available for sale	38,178	29,392	5,381	(4)	—	72,951
Mortgages held for sale	—	24,852	146		—	24,998
Mortgage servicing rights (residential)	—	—	16,763		—	16,763
Other assets (2)	1,145	1,766	41		(1,559)	1,393

Total	$40,364	$64,428	$22,749		$(3,709)	$123,832

Other liabilities (3)	$(1,670)	$(4,315)	$(315)		$3,709	$(2,591)

December 31, 2008
Trading assets (excluding derivatives)	$911	$16,045	$3,495		$—	$20,451
Derivatives (trading assets)	331	174,355	7,897		(148,150)	34,433
Securities available for sale	5,163	123,714	22,692	(4)	—	151,569
Mortgages held for sale	—	14,036	4,718		—	18,754
Loans held for sale	—	398	—		—	398
Mortgage servicing rights (residential)	—	—	14,714		—	14,714
Other assets (2)	3,975	21,751	2,041		(20,540)	7,227

Total	$10,380	$350,299	$55,557		$(168,690)	$247,546

Other liabilities (3)	$(4,815)	$(187,098)	$(9,308)		$182,435	$(18,786)

(1)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of FIN 39 are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.

(2)	Derivative assets other than trading and principal investments are included in this category.

(3)	Derivative liabilities other than trading are included in this category.

(4)	Includes investments in certain asset-backed securities, including those collateralized by auto leases and cash reserves, private CMOs, CDOs, CLOs and auction-rate preferred securities.

     We continue to invest in asset-backed securities collateralized by auto leases and cash reserves that provide attractive yields and are structured equivalent to investment-grade securities. Based on our experience with underwriting auto leases and the significant overcollateralization of our interests, which results in retention by the counterparty of a significant amount of the primary risks of the investments (credit risk and residual value risk of the autos), we consider these assets to be of high credit quality. The securities are relatively short duration, therefore not as sensitive to market interest rate movements.
     For certain assets and liabilities, we obtain fair value measurements from independent brokers or independent third party pricing services. The detail by level is shown in the table below.

(in millions)	December 31, 2008
	Independent brokers			Third party pricing services
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Trading assets (excluding derivatives)	$190	$3,272	$12	$917	$1,944	$110
Derivatives (trading assets)	3,419	106	106	605	4,635	—
Securities available for sale	181	8,916	1,681	3,944	109,170	8
Loans held for sale	—	1	—	—	353	—
Other liabilities	1,105	175	128	2,208	5,171	1

     The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in millions)	Trading		Securities	Mortgages		Mortgage		Net	Other		Other
	assets		available	held for		servicing		derivative	assets		liabilities
	(excluding		for sale	sale		rights		assets and	(excluding		(excluding
	derivatives	)				(residential	)	liabilities	derivatives	)	derivatives	)

Balance, December 31, 2006	$360		$3,447	$—		$17,591		$(68)	$—		$(282)
Total net gains (losses) for 2007 included in:
Net income	(151)		(33)	1		(3,597)		(108)	—		(97)
Other comprehensive income	—		(12)	—		—		—	—		—
Purchases, sales, issuances and settlements, net	207		1,979	30		2,769		178	—		99
Net transfers into Level 3 (1)	2		—	115	(4)	—		4	—		—

Balance, December 31, 2007	418		5,381	146		16,763		6	—		(280)
Total net gains (losses) for 2008 included in:
Net income	(115)		(347)	(280)		(5,900)		(275)	—		(228)
Other comprehensive income	—		(1,489)	—		—		1	—		—
Purchases, sales, issuances and settlements, net	3,197		17,216	561		3,878		303	1,231		(130)
Net transfers into Level 3 (1)	—		1,941 (4)	4,291	(4)	—		2	—		—
Other	(5)		(10)	—		(27)		—	—		—

Balance, December 31, 2008	$3,495		$22,692	$4,718		$14,714		$37	$1,231		$(638)

Net unrealized gains (losses) included in net income for 2007 relating to assets and liabilities held at December 31, 2007 (2)	$(86	)(3)	$(31)	$1	(5)	$(594	)(5)(6)	$6 (5)	$—		$(98	)(5)

Net unrealized gains (losses) included in net income for 2008 relating to assets and liabilities held at December 31, 2008 (2)	$(23	)(3)	$(150)	$(268	)(5)	$(3,333	)(5)(7)	$93 (5)	$—		$(228	)(5)

(1)	The amounts presented as transfers into and out of Level 3 represent the fair value as of the beginning of the period presented.

(2)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in other noninterest income in the income statement.

(4)	Represents transfers from Level 2 of residential MHFS and debt securities (including CDOs) for which significant inputs to the valuation became unobservable, largely due to reduced levels of market liquidity. Related gains and losses for the period are included in the above table.

(5)	Included in mortgage banking in the income statement.

(6)	Represents total unrealized losses of $571 million, net of gains of $23 million related to sales.

(7)	Represents total unrealized losses of $3,341 million, net of losses of $8 million related to sales.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are described previously in this Note. For assets measured at fair value on a nonrecurring basis in 2008 and 2007 that were still held in the balance sheet at the respective year ends, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at year end.

(in millions)	Carrying value at year end				Total losses
	Level 1	Level 2	Level 3	Total	for year ended

December 31, 2007
Mortgages held for sale	$—	$1,817	$—	$1,817	$(76)
Loans held for sale	—	691	—	691	(35)
Loans (1)	—	804	12	816	(3,080)
Private equity investments	—	—	22	22	(52)
Foreclosed assets (2)	—	454	—	454	(90)
Operating lease assets	—	49	—	49	(3)

					$(3,336)

December 31, 2008
Mortgages held for sale	$—	$521	$534	$1,055	$(28)
Loans held for sale	—	338	—	338	(105)
Loans (1)	—	1,487	107	1,594	(6,400)
Private equity investments	134	—	18	152	(81)
Foreclosed assets (2)	—	274	55	329	(165)
Operating lease assets	—	186	—	186	(28)

					$(6,807)

(1)	Represents carrying value and related write-downs of loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off, which includes unsecured lines and loans, is zero.

(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.
Fair Value Option
The following table reflects the differences between the fair value carrying amount of MHFS and LHFS measured at fair value under FAS 159 and the aggregate unpaid principal amount we are contractually entitled to receive at maturity.

(in millions)	December 31,
	2008			2007
	Fair value	Aggregate	Fair value	Fair value	Aggregate	Fair value
	carrying	unpaid	carrying	carrying	unpaid	carrying
	amount	principal	amount	amount	principal	amount
			less			less
			aggregate			aggregate
			unpaid			unpaid
			principal			principal

Mortgages held for sale reported at fair value:
Total loans	$18,754	$18,862	$(108) (1)	$24,998	$24,691	$307 (1)
Nonaccrual loans	152	344	(192)	59	85	(26)
Loans 90 days or more past due and still accruing	58	63	(5)	29	31	(2)

Loans held for sale reported at fair value:
Total loans	398	760	(362)	—	—	—
Loans 90 days or more past due and still accruing	1	17	(16)	—	—	—

(1)	The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.

     The assets accounted for under FAS 159 are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair values related to initial measurement and subsequent changes in fair value included in earnings for these assets measured at fair value are shown, by income statement line item, below.

(in millions)	Year ended December 31,
	2008		2007
	Mortgages	Other	Mortgages	Other
	held for	interests	held for	interests
	sale	held	sale	held

Changes in fair value included in net income:
Mortgage banking noninterest income:
Net gains on mortgage loan origination/sales activities (1)	$2,111	$—	$986	$—
Other noninterest income	—	(109)	—	(153)

(1)	Includes changes in fair value of servicing associated with MHFS.

     Interest income on MHFS measured at fair value is calculated based on the note rate of the loan and is recorded in interest income in the income statement.
     For MHFS measured at fair value under FAS 159, the estimated amount of losses included in earnings attributable to instrument-specific credit risk for the year ended December 31, 2008 and 2007, was $648 million and $515 million, respectively. For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. Since the second half of 2007, spreads have been significantly impacted by the lack of liquidity in the secondary market for mortgage loans. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk.
FAS 107, Disclosures about Fair Value of Financial Instruments
The table below is a summary of fair value estimates as of December 31, 2008 and 2007, for financial instruments, as defined by FAS 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and excluding financial instruments recorded at fair value on a recurring basis. The carrying amounts in the following table are recorded in the balance sheet under the indicated captions.
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

(in millions)	December 31,
	2008		2007
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

FINANCIAL ASSETS
Mortgages held for sale (1)	$1,334	$1,333	$1,817	$1,817
Loans held for sale	5,830	5,876	948	955
Loans, net	843,817	829,603	376,888	377,219
Nonmarketable equity investments (cost method)	11,104	11,220	5,855	6,076

FINANCIAL LIABILITIES
Deposits	$781,402	$781,964	$344,460	$344,484
Long-term debt (2)	267,055	266,023	99,373	98,449

(1)	Balance excludes mortgages held for sale for which the fair value option under FAS 159 was elected, and therefore includes nonprime residential and commercial mortgages held for sale.

(2)	The carrying amount and fair value exclude obligations under capital leases of $103 million and $20 million at December 31, 2008 and 2007, respectively.

Note 18:   Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization.
     The following table provides detail of preferred stock at
December 31, 2008.

(in millions, except shares)	December 31, 2008
	Shares	Par	Carrying	Discount
	issued and	value	amount
	outstanding

Series D (1)
Fixed Rate Cumulative Perpetual Preferred Stock, Series D, $1,000,000 liquidation preference per share, 25,000 shares authorized	25,000	$25,000	$22,741	$2,259

DEP Shares
Dividend Equalization Preferred Shares, $10 liquidation preference per share, 97,000 shares authorized	96,546	—	—	—

Series J (1)(2)
8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 2,300,000 shares authorized	2,150,375	2,150	1,995	155

Series K (1)(2)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock, Series K, $1,000 liquidation preference per share, 3,500,000 shares authorized	3,352,000	3,352	2,876	476

Series L (1)(2)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, $1,000 liquidation preference per share, 4,025,000 shares authorized	3,968,000	3,968	3,200	768

TOTAL	9,591,921	$34,470	$30,812	$3,658

(1)	Series D, J, K and L preferred shares qualify as Tier 1 capital.

(2)	In conjunction with the acquisition of Wachovia, at December 31, 2008, shares of Series J, K and L perpetual preferred stock were converted into shares of a corresponding series of Wells Fargo preferred stock having substantially the same rights and preferences. The carrying amount is par value adjusted to fair value in purchase accounting.
     In addition to the preferred stock issued and outstanding described in the table above, we have the following preferred stock authorized with no shares issued and outstanding:
•	Series A – Non-Cumulative Perpetual Preferred Stock, Series A, $100,000 liquidation preference per share, 25,001 shares authorized

•	Series B – Non-Cumulative Perpetual Preferred Stock, Series B, $100,000 liquidation preference per share, 17,501 shares authorized

•	Series G – 7.25% Class A Preferred Stock, Series G, $15,000 liquidation preference per share, 50,000 shares authorized

•	Series H – Floating Class A Preferred Stock, Series H, $20,000 liquidation preference per share, 50,000 shares authorized

•	Series I – 5.80% Fixed to Floating Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized
PREFERRED STOCK ISSUED TO THE DEPARTMENT OF THE TREASURY On October 28, 2008, we issued to the United States Department of the Treasury 25,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value, having a liquidation preference per share equal to $1,000,000. The Series D Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. After three years, we may, at our option, subject to any necessary bank regulatory approval, redeem the Series D Preferred Stock at par value plus accrued and unpaid dividends. The Series D Preferred Stock is generally non-voting. Prior to October 28, 2011, unless we have redeemed the Series D Preferred Stock or the Treasury has transferred all of the Series D Preferred Stock to third parties, the consent of the Treasury will be required for us to declare or pay any dividends or make any distribution on our common stock, other than regular quarterly cash dividends not exceeding $0.34 or dividends payable only in shares of its common stock, or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Securities Purchase Agreement with the Treasury. Treasury, as part of the preferred stock issuance, received warrants to purchase approximately 110.3 million shares of Wells Fargo common stock at an initial exercise price of $34.01 (based on the trailing 20 day Wells Fargo average stock price as of October 10, 2008). The proceeds from Treasury were allocated based on the relative fair value of the warrants as compared with the fair value of the preferred stock. The fair value of the warrants was determined using a valuation model which incorporates assumptions including our common stock price, dividend yield, stock price volatility and the risk-free interest rate. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock which was estimated to be approximately 13% at the date of issuance. The discount on the preferred stock will be accreted to par value using a constant effective yield of 7.2% over a five-year term, which is the expected life of the preferred stock.
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

	Shares issued		Carrying amount
	and outstanding		(in millions)		Adjustable
	December 31,		December 31,		dividend rate
	2008	2007	2008	2007	Minimum	Maximum

ESOP Preferred Stock (1):
2008	156,914	—	$157	$—	10.50%	11.50%
2007	110,159	135,124	110	135	10.75	11.75
2006	83,249	95,866	83	96	10.75	11.75
2005	62,484	73,434	63	73	9.75	10.75
2004	45,950	55,610	46	56	8.50	9.50
2003	29,218	37,043	29	37	8.50	9.50
2002	18,889	25,779	19	26	10.50	11.50
2001	10,393	16,593	10	17	10.50	11.50
2000	2,644	9,094	3	9	11.50	12.50
1999	—	1,261	—	1	10.30	11.30

Total ESOP Preferred Stock	519,900	449,804	$520	$450

Unearned ESOP shares (2)			$(555)	$(482)

(1)	Liquidation preference $1,000. At December 31, 2008 and 2007, additional paid-in capital included $35 million and $32 million, respectively, related to preferred stock.

(2)	In accordance with the AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, we recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends paid, see Note 19.

Note 19:   Common Stock and Stock Plans

Common Stock
The following table presents our reserved, issued and authorized shares of common stock at December 31, 2008.

Number of shares

Dividend reinvestment and common stock purchase plans	6,194,500
Director plans	969,075
Stock plans (1)	761,273,606

Total shares reserved	768,437,181
Shares issued	4,363,921,429
Shares not reserved	867,641,390

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.
Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.
Employee Stock Plans
We offer the stock-based employee compensation plans described below. Effective January 1, 2006, we adopted FAS 123(R), Share-Based Payment, using the “modified prospective” transition method. FAS 123(R) requires that we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted share rights (RSRs), based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to retirement-eligible employees are subject to immediate expensing upon grant. Total stock option compensation expense was $174 million in 2008, $129 million in 2007 and $134 million in 2006, with a related recognized tax benefit of $65 million, $49 million and $50 million for the same years, respectively. Stock option expense is based on the fair value of the awards at the date of grant. Prior to January 1, 2006, we did not record any compensation expense for stock options.
LONG-TERM INCENTIVE COMPENSATION PLANS Our Long-Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance awards and stock awards without restrictions. Options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Except for options granted in 2004 and 2005, which generally vested in full upon grant, options generally become exercisable over three years beginning on the first anniversary of the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option exercise period is reduced or the options are canceled.
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
     The compensation expense for RSRs equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. Total compensation expense for RSRs was not significant in 2008 or 2007.
     For various acquisitions and mergers, we converted employee and director stock options of acquired or merged companies into stock options to purchase our common stock based on the terms of the original stock option plan and the agreed-upon exchange ratio. In addition, we converted restricted stock awards into awards that entitle holders to our stock after the vesting conditions are met. Holders receive cash dividends on outstanding awards if provided in the original award.
     The total number of shares of common stock available for grant under the plans at December 31, 2008, was 235 million.
PARTNERSHARES PLAN In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who generally were not included in the long-term incentive compensation plan described above. No options have been granted under the plan since 2002, and as a result of action taken by the Board of Directors on January 22, 2008, no future awards will be granted under the plan. The exercise date of options granted under the PartnerShares Plan is the earlier of (1) five years after the date of grant or (2) when the quoted market price of the stock reaches a predetermined price. These options generally expire 10 years after the date of grant. Because the exercise price of each PartnerShares Plan grant has been equal to or higher than the quoted market price of our common stock at the date of grant, we did not recognize any compensation expense in 2005 and prior years. In 2006, under FAS 123(R), we began to recognize expense related to these grants, based on the remaining vesting period. All of our PartnerShares Plan grants were fully vested as of December 31, 2008.
Director Plan
We grant common stock and options to purchase common stock to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. The stock award vests immediately. Options granted in 2008 or earlier can be exercised after six months through the tenth anniversary of the grant date. Stock awards and option grants were made to non-employee directors under the Directors Stock Compensation and Deferral Plan. As a result of action taken by the Board of Directors on September 30, 2008, future stock awards and option grants will be made under our Long-Term Incentive Compensation Plan.
     The table below summarizes stock option activity and related information for 2008. Options assumed in mergers are included in the activity and related information for Incentive Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Plans if originally issued under a director plan.

	Number	Weighted-	Weighted-	Aggregate
		average	average	intrinsic
		exercise	remaining	value
		price	contractual	(in millions)
			term (in yrs.)

Incentive Compensation Plans
Options outstanding as of December 31, 2007	238,629,924	$28.87
Granted	48,890,048	31.40
Canceled or forfeited	(4,123,158)	32.61
Exercised	(25,986,596)	23.66
Acquisitions	26,197,039	198.07

Options outstanding as of December 31, 2008	283,607,257	45.36	5.7	$414

As of December 31, 2008:
Options exercisable and expected to be exercisable (1)	281,180,115	45.47	5.7	414
Options exercisable	200,077,486	50.76	4.5	413

PartnerShares Plan
Options outstanding as of December 31, 2007	24,365,561	$23.50
Canceled or forfeited	(543,896)	21.12
Exercised	(6,159,198)	21.34

Options outstanding as of December 31, 2008	17,662,467	24.33	2.6	$91

As of December 31, 2008:
Options exercisable and expected to be exercisable (1)	17,662,467	24.33	2.6	91
Options exercisable	17,662,467	24.33	2.6	91

Director Plans
Options outstanding as of December 31, 2007	827,285	$27.72
Granted	146,860	29.88
Canceled	(34,080)	34.51
Exercised	(32,956)	19.32

Options outstanding as of December 31, 2008	907,109	28.12	5.6	$2

As of December 31, 2008:
Options exercisable and expected to be exercisable (1)	907,109	28.12	5.6	2
Options exercisable	907,109	28.12	5.6	2

(1)	Adjusted for estimated forfeitures.
     As of December 31, 2008, there was $140 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 1.9 years.
     The total intrinsic value of options exercised during 2008 and 2007 was $348 million and $588 million, respectively.
     Cash received from the exercise of options for 2008 and 2007 was $747 million and $1,026 million, respectively. The actual tax benefit recognized in stockholders’ equity for the tax deductions from the exercise of options totaled $123 million and $210 million, respectively, for 2008 and 2007.
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
     Effective with the adoption of FAS 123(R), the fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of options granted is generally based on the historical exercise behavior of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. The expected dividend is based on the current dividend, consideration of our historical pattern of dividend increases and the market price of our stock.
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

	Year ended December 31,
	2008	2007	2006

Per share fair value of options granted:
Incentive Compensation Plans	$4.06	$4.03	$4.03
Director Plans	4.33	4.05	4.67
Expected volatility	22.4%	13.3%	15.9%
Expected dividends	4.1	3.4	3.4
Expected term (in years)	4.4	4.2	4.3
Risk-free interest rate	2.7%	4.6%	4.5%

     At December 31, 2008, there was $5 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of RSRs that vested during 2008 and 2007 was $1 million for both years.
     A summary of the status of our RSRs and restricted share awards at December 31, 2008, and changes during 2008 is in the following table:

	Number	Weighted-average
		grant-date fair value

Nonvested at January 1, 2008	112,396	$32.01
Granted	201,910	29.68
Vested	(40,045)	25.94
Acquisitions	751,905	29.48

Nonvested at December 31, 2008	1,026,166	29.79

     The weighted-average grant-date fair value of RSRs granted during 2007 was $34.76.
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
     The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

(in millions, except shares)	Shares outstanding
	December 31,
	2008	2007	2006

Allocated shares (common)	74,916,583	76,265,880	74,536,040
Unreleased shares (preferred)	519,900	449,804	383,804

Fair value of unearned ESOP shares	$520	$450	$384

	Dividends paid
	Year ended December 31,
	2008	2007	2006

Allocated shares (common)	$100	$88	$79
Unreleased shares (preferred)	66	57	47

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

Note 20:   Employee Benefits and Other Expenses

Employee Benefits
We sponsor noncontributory qualified defined benefit retirement plans including the Wells Fargo & Company Cash Balance Plan (Cash Balance Plan), which covers eligible employees of the legacy Wells Fargo and the Wachovia Corporation Pension Plan (Pension Plan), a cash balance plan that covers eligible employees of the legacy Wachovia Corporation.
     Under the Cash Balance Plan, eligible employees’ Cash Balance Plan accounts are allocated a compensation credit based on a percentage of their qualifying compensation. The compensation credit percentage is based on age and years of credited service. In addition, investment credits are allocated to participants quarterly based on their accumulated balances. Prior to January 1, 2008, employees became vested in their Cash Balance Plan accounts after completing five years of vesting service or reaching age 65, if earlier. Effective January 1, 2008, employees become vested in their Cash Balance Plan accounts after completing three years of vesting service or reaching age 65, if earlier.
     Under the Pension Plan, eligible employees who were hired prior to January 1, 2008, are allocated an annual compensation credit based on a percentage of their qualifying compensation. The compensation credit is based on their level of compensation. In addition, investment credits are allocated to participants annually based on their accumulated balances. Effective January 1, 2008, employees become vested in their Pension Plan accounts after completing three years of vesting service.
     We made a $250 million contribution to our Cash Balance Plan in 2008 although a contribution was not required. We expect that we will not be required to make a contribution to the Cash Balance Plan or the Pension Plan in 2009, however, this is dependent on the finalization of participant data. Our decision of whether to make a contribution in 2009 will be based on various factors including the maximum deductible contribution under the Internal Revenue Code and the actual investment performance of plan assets during 2009. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2009 to the Cash Balance Plan or Pension Plan. The total amount contributed for our other pension plans in 2008 was $33 million. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2009, which equals the benefits paid under the plans. In 2008, we paid $65 million in benefits for the postretirement plans, which included $39 million in retiree contributions.
     We sponsor defined contribution retirement plans including the Wells Fargo & Company 401(k) Plan (401(k) Plan) and the Wachovia Savings Plan (Savings Plan). We also have a frozen defined contribution plan resulting from a company acquired by Wachovia. No contributions are permitted to that plan. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 25% of their pre-tax qualifying compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s qualifying compensation. The matching contributions generally vest over four years.
     Under the Savings Plan, after one month of service, eligible employees may contribute up to 30% of their qualifying compensation on a pre-tax or after-tax basis, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of this Savings Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s qualifying compensation. The matching contributions vest immediately.
     Expenses for defined contribution retirement plans were $411 million, $426 million and $373 million in 2008, 2007 and 2006, respectively.
     We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
     The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans.
     Under FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), we were required to change the measurement date for our pension and postretirement plan assets and benefit obligations from November 30 to December 31 beginning in 2008. To reflect this change, we recorded an $8 million (after tax) adjustment to the 2008 beginning balance of retained earnings.

     The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets during 2008 and
2007, the funded status at December 31, 2008 and 2007, and the amounts recognized in the balance sheet at December 31, 2008 and 2007, were:

(in millions)	December 31,
	2008			2007
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Change in benefit obligation:
Benefit obligation at beginning of year	$4,565	$366	$663	$4,443	$301	$739
Service cost	291	15	13	281	15	15
Interest cost	276	22	40	246	18	41
Plan participants’ contributions	—	—	39	—	—	39
Amendments	—	—	—	—	(24)	—
Plan mergers (1)	—	—	—	—	64	—
Actuarial loss (gain)	(197)	(15)	(94)	(105)	16	(105)
Benefits paid	(317)	(24)	(65)	(310)	(24)	(70)
Foreign exchange impact	—	—	—	10	—	4
Acquisitions (2)	4,359	317	727	—	—	—
Measurement date adjustment (3)	—	3	2	—	—	—

Benefit obligation at end of year	$8,977	$684	$1,325	$4,565	$366	$663

Change in plan assets:
Fair value of plan assets at beginning of year	$5,617	$—	$458	$5,351	$—	$412
Actual return on plan assets	(1,750)	—	(128)	560	—	56
Employer contribution	260	24	22	7	24	21
Plan participants’ contributions	—	—	39	—	—	39
Benefits paid	(317)	(24)	(65)	(310)	(24)	(70)
Foreign exchange impact	—	—	—	9	—	—
Acquisitions (2)	4,132	—	46	—	—	—
Measurement date adjustment (3)	(79)	—	(4)	—	—	—

Fair value of plan assets at end of year	$7,863	$—	$368	$5,617	$—	$458

Funded status at end of year	$(1,114)	$(684)	$(957)	$1,052	$(366)	$(205)

Amounts recognized in the balance sheet at end of year:
Assets	$—	$—	$—	$1,061	$—	$—
Liabilities	(1,114)	(684)	(957)	(9)	(366)	(205)

	$(1,114)	$(684)	$(957)	$1,052	$(366)	$(205)

(1)	Represents acquisition of Greater Bay Bancorp on October 1, 2007.

(2)	Excludes foreign benefit plans of Wachovia with a total benefit obligation of $32 million, a fair value of plan assets of $30 million, and an underfunded status of $2 million.

(3)	Represents change in benefit obligation and plan assets during December 2007 to reflect an additional month of activity due to the change in measurement date from November 30 to December 31 as required by FAS 158.
     Amounts recognized in accumulated other comprehensive income (pre tax) for the year ended December 31, 2008 and 2007, consist of:

(in millions)	December 31,
	2008			2007
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits

Net actuarial loss	$2,349	$50	$91	$248	$79	$13
Net prior service credit	(7)	(37)	(38)	(7)	(42)	(42)
Net transition obligation	—	—	3	—	—	3
Translation adjustments	(2)	—	(2)	3	—	2

	$2,340	$13	$54	$244	$37	$(24)

     The net actuarial loss and net prior service credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $430 million and $5 million, respectively. The net actuarial loss and net prior service credit for the other postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 are $3 million and $4 million, respectively.
     The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31,
	2008			2007
	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	6.75%		6.75%	6.25%		6.25%
Rate of compensation increase	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

     The accumulated benefit obligation for the defined benefit pension plans was $9,423 million and $4,734 million at December 31, 2008 and 2007, respectively.
     We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. We target the asset allocation for our Cash Balance Plan and Pension Plan at a target mix range of 35–65% equities, 20–50% fixed income, and approximately 15% in real estate, venture capital, private equity and other investments. The target ranges referenced above account for the employment of an asset allocation methodology designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis and will incorporate the Pension Plan into this process starting in 2009. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
     The weighted-average allocation of plan assets was:

	Percentage of plan assets at December 31,
	2008		2007
	Pension	Other	Pension	Other
	plan	benefit	plan	benefit
	assets	plan assets(1)	assets	plan assets

Equity securities	54%	54%	67%	63%
Debt securities	34	41	26	34
Real estate	5	2	4	2
Other	7	3	3	1

Total	100%	100%	100%	100%

(1)	Excludes approximately $46 million in assets associated with Wachovia Retiree Medical Benefit plans, which are invested in a combination of municipal bonds, money market investments and a Trust Owned Life insurance policy for the purpose of paying claims.
     The table below provides information for pension plans with benefit obligations in excess of plan assets.

(in millions)	December 31,
	2008	2007

Projected benefit obligation	$9,661	$463
Accumulated benefit obligation	9,423	422
Fair value of plan assets	7,863	88

     The components of net periodic benefit cost were:

(in millions)	Year ended December 31,
	2008			2007			2006
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$291	$15	$13	$281	$15	$15	$247	$16	$15
Interest cost	276	22	40	246	18	41	224	16	39
Expected return on plan assets	(478)	—	(41)	(452)	—	(36)	(421)	—	(31)
Amortization of net actuarial loss (1)	1	13	1	32	13	5	56	6	5
Amortization of prior service cost	—	(5)	(4)	—	(3)	(4)	—	(1)	(4)
Special termination benefits	—	—	—	—	—	—	2	—	—
Curtailment gain	—	—	—	—	—	—	—	—	(9)
Settlement	—	—	—	1	—	—	5	3	—

Net periodic benefit cost	90	45	9	108	43	21	$113	$40	$15

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	2,102	(16)	79	(213)	16	(126)
Amortization of net actuarial loss	(1)	(13)	(1)	(33)	(13)	(5)
Prior service cost	—	—	—	—	(24)	—
Amortization of prior service cost	—	5	4	—	3	4
Translation adjustments	(5)	—	(4)	3	—	2

Total recognized in other comprehensive income	2,096	(24)	78	(243)	(18)	(125)

Total recognized in net periodic benefit cost and other comprehensive income	$2,186	$21	$87	$(135)	$25	$(104)

(1)	Net actuarial loss is generally amortized over five years.

     The weighted-average assumptions used to determine the net periodic benefit cost were:

	Year ended December 31,
	2008			2007			2006
	Pension		Other	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	6.25%		6.25%	5.75%		5.75%	5.75%		5.75%
Expected return on plan assets	8.75		8.75	8.75		8.75	8.75		8.75
Rate of compensation increase	4.0		—	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.
     The long-term rate of return assumptions above were derived based on a combination of factors including (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes.
     To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of approximately 9% (before age 65) and 8.5% (after age 65) for health care costs for 2009. The rates of average annual increases are assumed to trend down 0.5% each year until the trend rates reach an ultimate trend of 5% in 2017 (before age 65) and 2016 (after age 65). Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2008, by $60 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2008 by $5 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2008, by $55 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2008 by $4 million.
     The investment strategy for assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust and other pension plans is maintained separate from the strategy for the assets in the Cash Balance Plan and Pension Plan. The general target asset mix is
45–65% equities and 35–55% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.
     Future benefits, reflecting expected future service that we expect to pay under the pension and other benefit plans, follow.

(in millions)	Pension benefits
		Non-	Other
	Qualified	qualified	benefits

Year ended December 31,
2009	$802	$82	$117
2010	825	80	121
2011	823	80	125
2012	849	69	127
2013	971	65	129
2014-2018	4,659	330	653

     Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as follows:

(in millions)	Other benefits
subsidy receipts

Year ended December 31,
2009	$19
2010	20
2011	22
2012	23
2013	24
2014-2018	84

Other Expenses
Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

(in millions)	Year ended December 31,
	2008	2007	2006

Outside professional services	$847	$899	$942
Insurance	725	416	257
Travel and entertainment	447	474	542
Contract services	407	448	579

Note 21:   Income Taxes

The components of income tax expense were:

(in millions)	Year ended December 31,
	2008	2007	2006

Current:
Federal	$2,043	$3,181	$2,993
State and local	171	284	438
Foreign	30	136	239

	2,244	3,601	3,670

Deferred:
Federal	(1,506)	(32)	491
State and local	(136)	1	69

	(1,642)	(31)	560

Total	$602	$3,570	$4,230

     The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $123 million, $210 million and $229 million for 2008, 2007 and 2006, respectively.
     We had a net deferred tax asset of $13,864 million for 2008 and a net deferred tax liability of $4,657 million for 2007. Our net deferred tax asset (liability) and the tax effects of temporary differences that gave rise to significant portions of these deferred tax assets and liabilities are presented in the table on the right.
     We have determined that a valuation reserve is required for 2008 in the amount of $973 million primarily attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
     At December 31, 2008, we had net operating loss and credit carry forwards with related deferred tax assets of $424 million and $96 million, respectively. If these carry forwards are not utilized, they will expire in varying amounts through 2028.

(in millions)	December 31,
	2008	2007

Deferred tax assets
Allowance for loan losses	$7,859	$1,977
Deferred compensation and employee benefits	2,016	576
Accrued expenses, deductible when paid	1,536	451
SOP 03-3 loans	13,806	—
Mark to market, net	194	—
Net unrealized losses on securities available for sale	3,887	—
Net operating loss and tax credit carry forwards	520	—
Other	1,421	1,358

Total deferred tax assets	31,239	4,362

Deferred tax assets valuation allowance	(973)	—

Deferred tax liabilities
Mortgage servicing rights	(5,606)	(5,103)
Leasing	(2,617)	(1,737)
Basis difference in investments	(325)	—
Mark to market, net	—	(427)
Intangible assets	(5,625)	(360)
Net unrealized gains on securities available for sale	—	(242)
Other	(2,229)	(1,150)

Total deferred tax liabilities	(16,402)	(9,019)

Net deferred tax asset (liability)	$13,864	$(4,657)

     Deferred taxes related to net unrealized losses on securities available for sale, net unrealized gains on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative other comprehensive income.
     At December 31, 2008, Wachovia had undistributed foreign earnings of $2.2 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $669 million of income tax liability on these earnings.
     The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate.

(in millions)	Year ended December 31,
	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$1,140	35.0%	$4,070	35.0%	$4,428	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	94	2.9	359	3.1	331	2.6
Tax-exempt interest	(130)	(4.0)	(81)	(0.7)	(76)	(0.6)
Excludable dividends	(186)	(5.7)	(23)	(0.2)	(12)	(0.1)
Other deductible dividends	(71)	(2.2)	(70)	(0.6)	(63)	(0.5)
Tax credits	(266)	(8.2)	(256)	(2.2)	(215)	(1.7)
Life insurance	(67)	(2.0)	(58)	(0.5)	(63)	(0.5)
Other	88	2.7	(371)	(3.2)	(100)	(0.8)

Effective income tax expense and rate	$602	18.5%	$3,570	30.7%	$4,230	33.4%

     Income tax expense for 2008 and the effective tax rate included FIN 48 tax benefits of $126 million, as well as the impact of lower pre-tax earnings and higher levels of tax-exempt income and tax credits.
     The change in unrecognized tax benefits in 2008 and 2007 follows:

(in millions)	2008	2007

Balance at beginning of year	$2,695	$2,875
Additions:
For tax positions related to the current year	420	203
For tax positions related to prior years	452	105
For tax positions from business combinations (1)	4,308	—
Reductions:
For tax positions related to prior years	(266)	(82)
Lapse of statute of limitations	(80)	(244)
Settlements with tax authorities	(8)	(162)

Balance at end of year	$7,521	$2,695

(1)	Unrecognized tax benefits from the Wachovia acquisition.
     Of the $7,521 million of unrecognized tax benefits at December 31, 2008, approximately $2,718 million would, if recognized, affect the effective tax rate. The remaining $4,803 million of unrecognized tax benefits relates to income tax positions on temporary differences.
     We recognize interest and penalties as a component of income tax expense. At the end of 2008 and 2007, we accrued approximately $1,560 million and $230 million for the payment of interest, respectively. The increase in accrued interest is primarily related to interest accrued by Wachovia prior to the acquisition. Interest expense of $62 million (after tax) and interest income of $34 million (after tax) was recognized for 2008 and 2007, respectively, as a component of income tax expense.
     We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal income tax examinations for taxable years prior to 2005, and state, local and foreign income tax examinations for taxable years prior to 2004. Wachovia Corporation and its subsidiaries, with few exceptions, are no longer subject to federal income tax examinations for taxable years prior to 2003, and state, local and foreign income tax examinations for taxable years prior to 2000.
     We are routinely examined by tax authorities in various jurisdictions. The Internal Revenue Service (IRS) is currently examining Wachovia Corporation and its Subsidiaries for tax years 2003 through 2005 and certain non-consolidated Wachovia subsidiaries for tax years 2001 through 2006. In addition, Wachovia is appealing various issues related to their 2000 through 2002 tax years. Wachovia is also currently subject to examination by various state, local and foreign taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, we do not anticipate that there will be a significant impact to the unrecognized tax benefits as a result of these examinations. In October of 2008, Wachovia submitted a nonbinding acceptance to participate in the IRS resolution offer related to sale-in, lease-out (SILO) transactions. We are awaiting further information from the IRS to evaluate the full impact of the resolution offer on our financial statements. Acceptance of the resolution offer could significantly impact our unrecognized tax benefits.
     The IRS is examining the 2005 and 2006 consolidated federal income tax returns of Wells Fargo & Company and its Subsidiaries. We anticipate the audit phase of this examination will be completed in 2009. We are also litigating or appealing various issues related to our prior IRS examinations for the periods 1997-2004. We have paid the IRS the contested income tax associated with these issues and refund claims have been filed for the respective years. We are also under examination in numerous other taxing jurisdictions. While it is possible that one or more of these examinations may be resolved within the next 12 months, we do not anticipate that these examinations will significantly impact our uncertain tax positions. We are estimating that our unrecognized tax benefits could decrease by between $350 million and $3.5 billion during the next 12 months primarily related to the potential resolution of the Wachovia SILO transactions, statute expirations and settlements.

Note 22:   Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
     At December 31, 2008, options and warrants to purchase 172.4 million and 110.3 million shares, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price, and therefore were antidilutive. At December 31, 2007 and 2006, options to purchase 13.8 million and 6.7 million shares, respectively, were antidilutive.

(in millions, except per share amounts)	Year ended December 31,
	2008	2007	2006

Net income	$2,655	$8,057	$8,420

Less: Preferred stock dividends and accretion	286	—	—

Net income applicable to common stock (numerator)	$2,369	$8,057	$8,420

EARNINGS PER COMMON SHARE
Average common shares outstanding (denominator)	3,378.1	3,348.5	3,368.3

Per share	$0.70	$2.41	$2.50

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	3,378.1	3,348.5	3,368.3
Add: Stock options	13.1	34.2	41.7
Restricted share rights	0.1	0.1	0.1

Diluted average common shares outstanding (denominator)	3,391.3	3,382.8	3,410.1

Per share	$0.70	$2.38	$2.47

Note 23:   Other Comprehensive Income

The components of other comprehensive income and the related tax effects were:

(in millions)	Year ended December 31,
	2008			2007			2006
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
	tax	effect	tax	tax	effect	tax	tax	effect	tax

Translation adjustments	$(93)	$(35)	$(58)	$36	$13	$23	$—	$—	$—

Securities available for sale:
Net unrealized gains (losses) arising during the year	(10,546)	(3,958)	(6,588)	86	36	50	264	93	171
Reclassification of gains included in net income	(35)	(13)	(22)	(345)	(131)	(214)	(326)	(124)	(202)

Net unrealized losses arising during the year	(10,581)	(3,971)	(6,610)	(259)	(95)	(164)	(62)	(31)	(31)

Derivatives and hedging activities:
Net unrealized gains arising during the year	955	363	592	645	246	399	46	16	30
Reclassification of net losses (gains) on cash flow hedges included in net income	(252)	(96)	(156)	(124)	(47)	(77)	64	24	40

Net unrealized gains arising during the year	703	267	436	521	199	322	110	40	70

Defined benefit pension plans:
Net actuarial gain (loss)	(2,165)	(799)	(1,366)	347	132	215	—	—	—
Amortization of net actuarial (gain) loss and prior service cost included in net income	6	2	4	44	17	27	—	—	—

Net gains (losses) arising during the year	(2,159)	(797)	(1,362)	391	149	242	—	—	—

Other comprehensive income	$(12,130)	$(4,536)	$(7,594)	$689	$266	$423	$48	$9	$39

     Cumulative other comprehensive income balances were:

(in millions)	Translation	Net	Net	Defined		Cumulative
	adjustments	unrealized	unrealized	benefit		other
		gains	gains on	pension		compre-
		(losses) on	derivatives	plans		hensive
		securities	and			income
		available	hedging
		for sale	activities

Balance, December 31, 2005	$29	$593	$43	$—		$665

Net change	—	(31)	70	(402	)(1)	(363)

Balance, December 31, 2006	29	562	113	(402)		302

Net change	23	(164)	322	242		423

Balance, December 31, 2007	52	398	435	(160)		725

Net change	(58)	(6,610)	436	(1,362)		(7,594)

Balance, December 31, 2008	$(6)	$(6,212)	$871	$(1,522)		$(6,869)

(1) Adoption of FAS 158.
Note 24:   Operating Segments

We have three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segments. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. Because the Wachovia acquisition was completed on December 31, 2008, Wachovia’s results are not included in the segment results or average balances for 2008. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in 2008, results for prior periods have been revised.
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
     The Wholesale Banking Group serves businesses across the United States with annual sales generally in excess of $10 million. Wholesale Banking provides a complete line of commercial, corporate and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, foreign exchange services, treasury management, investment management, institutional fixed-income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance, corporate trust fiduciary and agency services and investment banking services. Wholesale Banking manages and administers institutional investments, employee benefit trusts and mutual funds, including the Wells Fargo Advantage Funds.

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
     Wells Fargo Financial includes consumer finance and auto finance operations. Consumer finance operations make direct consumer and real estate loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States, and in Canada and the Pacific Rim. Auto finance operations specialize in making loans secured by autos in the United States, Canada and Puerto Rico. Wells Fargo Financial also provides credit cards and lease and other commercial financing.
     The Other column includes certain items recorded at the enterprise level. The provision for credit losses for 2008 represents the $1.2 billion provision for credit losses to conform Wachovia estimated loss emergence periods to Wells Fargo policies. Average assets for 2008 and 2007 consist of unallocated goodwill.

(income/expense in millions,
average balances in billions)	Community	Wholesale	Wells Fargo	Other	Consolidated
	Banking	Banking	Financial		Company

2008
Net interest income (1)	$16,188	$4,474	$4,481	$—	$25,143
Provision for credit losses	9,560	1,115	4,063	1,241	15,979
Noninterest income	11,572	4,069	1,113	—	16,754
Noninterest expense	14,352	5,546	2,763	—	22,661

Income (loss) before income tax expense (benefit)	3,848	1,882	(1,232)	(1,241)	3,257
Income tax expense (benefit)	916	589	(468)	(435)	602

Net income (loss)	$2,932	$1,293	$(764)	$(806)	$2,655

2007
Net interest income (1)	$13,099	$3,648	$4,227	$—	$20,974
Provision for credit losses	3,187	69	1,683	—	4,939
Noninterest income	11,832	5,300	1,284	—	18,416
Noninterest expense	14,695	5,077	3,052	—	22,824

Income before income tax expense	7,049	3,802	776	—	11,627
Income tax expense	1,943	1,332	295	—	3,570

Net income	$5,106	$2,470	$481	$—	$8,057

2006
Net interest income (1)	$12,877	$3,164	$3,910	$—	$19,951
Provision for credit losses	887	16	1,301	—	2,204
Noninterest income	9,620	4,605	1,515	—	15,740
Noninterest expense	13,663	4,368	2,806	—	20,837

Income before income tax expense	7,947	3,385	1,318	—	12,650
Income tax expense	2,571	1,193	466	—	4,230

Net income	$5,376	$2,192	$852	$—	$8,420

2008
Average loans	$218.8	$112.1	$67.6	$—	$398.5
Average assets	375.0	151.6	72.0	5.8	604.4
Average core deposits	254.6	70.6	—	—	325.2

2007
Average loans	$194.0	$85.6	$65.2	$—	$344.8
Average assets	330.6	113.3	71.1	5.8	520.8
Average core deposits	242.2	60.9	—	—	303.1

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment. In general, Community Banking has excess liabilities and receives interest credits for the funding it provides to other segments.

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

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2008

Dividends from subsidiaries:
Bank	$1,806	$—	$—	$(1,806)	$—
Nonbank	326	—	—	(326)	—
Interest income from loans	2	5,275	22,417	(62)	27,632
Interest income from subsidiaries	2,892	—	—	(2,892)	—
Other interest income	241	108	7,051	(134)	7,266

Total interest income	5,267	5,383	29,468	(5,220)	34,898

Deposits	—	—	4,966	(445)	4,521
Short-term borrowings	475	220	1,757	(974)	1,478
Long-term debt	2,957	1,807	661	(1,669)	3,756

Total interest expense	3,432	2,027	7,384	(3,088)	9,755

NET INTEREST INCOME	1,835	3,356	22,084	(2,132)	25,143
Provision for credit losses	—	2,970	13,009	—	15,979

Net interest income after provision for credit losses	1,835	386	9,075	(2,132)	9,164

NONINTEREST INCOME
Fee income – nonaffiliates	—	437	10,110	—	10,547
Other	(101)	168	8,201	(2,061)	6,207

Total noninterest income	(101)	605	18,311	(2,061)	16,754

NONINTEREST EXPENSE
Salaries and benefits	(385)	719	12,606	—	12,940
Other	15	1,119	10,648	(2,061)	9,721

Total noninterest expense	(370)	1,838	23,254	(2,061)	22,661

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,104	(847)	4,132	(2,132)	3,257
Income tax expense (benefit)	(83)	(289)	974	—	602
Equity in undistributed income of subsidiaries	468	—	—	(468)	—

NET INCOME (LOSS)	$2,655	$(558)	$3,158	$(2,600)	$2,655

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

Year ended December 31, 2007

Dividends from subsidiaries:
Bank	$4,587	$—	$—	$(4,587)	$—
Nonbank	398	—	—	(398)	—
Interest income from loans	—	5,643	23,453	(56)	29,040
Interest income from subsidiaries	3,693	—	—	(3,693)	—
Other interest income	152	115	5,875	(5)	6,137

Total interest income	8,830	5,758	29,328	(8,739)	35,177

Deposits	—	—	8,793	(641)	8,152
Short-term borrowings	444	442	1,626	(1,267)	1,245
Long-term debt	3,830	1,923	900	(1,847)	4,806

Total interest expense	4,274	2,365	11,319	(3,755)	14,203

NET INTEREST INCOME	4,556	3,393	18,009	(4,984)	20,974
Provision for credit losses	—	969	3,970	—	4,939

Net interest income after provision for credit losses	4,556	2,424	14,039	(4,984)	16,035

NONINTEREST INCOME
Fee income – nonaffiliates	—	394	10,233	—	10,627
Other	117	140	9,060	(1,528)	7,789

Total noninterest income	117	534	19,293	(1,528)	18,416

NONINTEREST EXPENSE
Salaries and benefits	61	1,229	12,078	—	13,368
Other	291	1,119	9,573	(1,527)	9,456

Total noninterest expense	352	2,348	21,651	(1,527)	22,824

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	4,321	610	11,681	(4,985)	11,627
Income tax expense (benefit)	(257)	246	3,581	—	3,570
Equity in undistributed income of subsidiaries	3,479	—	—	(3,479)	—

NET INCOME	$8,057	$364	$8,100	$(8,464)	$8,057

Year ended December 31, 2006

Dividends from subsidiaries:
Bank	$2,176	$—	$—	$(2,176)	$—
Nonbank	876	—	—	(876)	—
Interest income from loans	—	5,283	20,370	(42)	25,611
Interest income from subsidiaries	3,266	—	—	(3,266)	—
Other interest income	103	102	6,428	(5)	6,628

Total interest income	6,421	5,385	26,798	(6,365)	32,239

Deposits	—	—	7,174	—	7,174
Short-term borrowings	436	381	1,065	(890)	992
Long-term debt	3,197	1,758	710	(1,543)	4,122

Total interest expense	3,633	2,139	8,949	(2,433)	12,288

NET INTEREST INCOME	2,788	3,246	17,849	(3,932)	19,951
Provision for credit losses	—	1,061	1,143	—	2,204

Net interest income after provision for credit losses	2,788	2,185	16,706	(3,932)	17,747

NONINTEREST INCOME
Fee income – nonaffiliates	—	285	8,946	—	9,231
Other	180	259	6,126	(56)	6,509

Total noninterest income	180	544	15,072	(56)	15,740

NONINTEREST EXPENSE
Salaries and benefits	95	1,128	10,704	—	11,927
Other	117	976	8,753	(936)	8,910

Total noninterest expense	212	2,104	19,457	(936)	20,837

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,756	625	12,321	(3,052)	12,650
Income tax expense (benefit)	(198)	205	4,223	—	4,230
Equity in undistributed income of subsidiaries	5,466	—	—	(5,466)	—

NET INCOME	$8,420	$420	$8,098	$(8,518)	$8,420

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other	Eliminations	Consolidated
			consolidating		Company
			subsidiaries

December 31, 2008

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$15,658	$246	$—	$(15,904)	$—
Nonaffiliates	—	180	73,016	—	73,196
Securities available for sale	4,950	2,130	144,494	(5)	151,569
Mortgages and loans held for sale	—	—	26,316	—	26,316

Loans	9	45,930	827,242	(8,351)	864,830
Loans to subsidiaries:
Bank	21,745	—	—	(21,745)	—
Nonbank	68,527	—	—	(68,527)	—
Allowance for loan losses	—	(2,359)	(18,654)	—	(21,013)

Net loans	90,281	43,571	808,588	(98,623)	843,817

Investments in subsidiaries:
Bank	105,721	—	—	(105,721)	—
Nonbank	24,094	—	—	(24,094)	—
Other assets	34,949	1,756	213,099	(35,063)	214,741

Total assets	$275,653	$47,883	$1,265,513	$(279,410)	$1,309,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$791,728	$(10,326)	$781,402
Short-term borrowings	23,434	12,911	150,156	(78,427)	108,074
Accrued expenses and other liabilities	7,426	1,194	58,938	(13,637)	53,921
Long-term debt	134,026	31,704	137,118	(35,690)	267,158
Indebtedness to subsidiaries	11,683	—	—	(11,683)	—

Total liabilities	176,569	45,809	1,137,940	(149,763)	1,210,555
Stockholders’ equity	99,084	2,074	127,573	(129,647)	99,084

Total liabilities and stockholders’ equity	$275,653	$47,883	$1,265,513	$(279,410)	$1,309,639

December 31, 2007

ASSETS
Cash and cash equivalents due from:
Subsidiary banks	$14,989	$253	$—	$(15,242)	$—
Nonaffiliates	—	230	17,281	—	17,511
Securities available for sale	2,481	2,091	68,384	(5)	72,951
Mortgages and loans held for sale	—	—	27,763	—	27,763

Loans	106	51,222	344,037	(13,170)	382,195
Loans to subsidiaries:
Bank	11,400	—	—	(11,400)	—
Nonbank	53,272	—	—	(53,272)	—
Allowance for loan losses	—	(1,041)	(4,266)	—	(5,307)

Net loans	64,778	50,181	339,771	(77,842)	376,888

Investments in subsidiaries:
Bank	49,461	—	—	(49,461)	—
Nonbank	5,463	—	—	(5,463)	—
Other assets	8,010	1,720	74,955	(4,356)	80,329

Total assets	$145,182	$54,475	$528,154	$(152,369)	$575,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$—	$359,702	$(15,242)	$344,460
Short-term borrowings	4,692	9,117	69,990	(30,544)	53,255
Accrued expenses and other liabilities	5,432	1,393	27,307	(3,426)	30,706
Long-term debt	77,116	40,753	19,603	(38,079)	99,393
Indebtedness to subsidiaries	10,314	—	—	(10,314)	—

Total liabilities	97,554	51,263	476,602	(97,605)	527,814
Stockholders’ equity	47,628	3,212	51,552	(54,764)	47,628

Total liabilities and stockholders’ equity	$145,182	$54,475	$528,154	$(152,369)	$575,442

Condensed Consolidating Statements of Cash Flows

(in millions)	Year ended December 31,
	2008				2007
	Parent	WFFI	Other	Consolidated	Parent	WFFI	Other	Consolidated
			consolidating	Company			consolidating	Company
			subsidiaries/				subsidiaries/
			eliminations				eliminations

Cash flows from operating activities:
Net cash provided (used) by operating activities	$730	$2,023	$(7,584)	$(4,831)	$3,715	$1,446	$3,917	$9,078

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	2,570	875	57,361	60,806	2,554	559	44,877	47,990
Prepayments and maturities	—	283	24,034	24,317	—	299	8,206	8,505
Purchases	(3,514)	(1,258)	(100,569)	(105,341)	(3,487)	(1,174)	(70,468)	(75,129)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	—	(1,684)	(53,131)	(54,815)	—	(2,686)	(45,929)	(48,615)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	1,988	1,988	—	—	3,369	3,369
Purchases (including participations) of loans by banking subsidiaries	—	—	(5,513)	(5,513)	—	—	(8,244)	(8,244)
Principal collected on nonbank entities’ loans	—	14,447	7,399	21,846	—	18,729	2,747	21,476
Loans originated by nonbank entities	—	(12,362)	(7,611)	(19,973)	—	(20,461)	(4,823)	(25,284)
Net repayments from (advances to) subsidiaries	(12,415)	—	12,415	—	(10,338)	—	10,338	—
Capital notes and term loans made to subsidiaries	(2,008)	—	2,008	—	(10,508)	—	10,508	—
Principal collected on notes/ loans made to subsidiaries	8,679	—	(8,679)	—	7,588	—	(7,588)	—
Net decrease (increase) in investment in subsidiaries	(37,108)	—	37,108	—	(1,132)	—	1,132	—
Net cash acquired from acquisitions	9,194	—	2,009	11,203	—	—	(2,811)	(2,811)
Other, net	(21,823)	(91)	69,225	47,311	(106)	(847)	2,381	1,428

Net cash provided (used) by investing activities	(56,425)	210	38,044	(18,171)	(15,429)	(5,581)	(56,305)	(77,315)

Cash flows from financing activities:
Net change in:
Deposits	—	—	7,697	7,697	—	—	27,058	27,058
Short-term borrowings	17,636	5,580	(38,104)	(14,888)	9,138	2,670	28,019	39,827
Long-term debt:
Proceeds from issuance	21,931	1,113	12,657	35,701	24,385	11,335	(6,360)	29,360
Repayment	(16,560)	(8,983)	(4,316)	(29,859)	(11,726)	(9,870)	3,346	(18,250)
Common stock:
Proceeds from issuance	14,171	—	—	14,171	1,876	—	—	1,876
Repurchased	(1,623)	—	—	(1,623)	(7,418)	—	—	(7,418)
Cash dividends paid	(4,312)	—	—	(4,312)	(3,955)	—	—	(3,955)
Preferred stock:
Proceeds from issuance	22,674	—	—	22,674	—	—	—	—
Proceeds from issuance of stock warrants	2,326	—	—	2,326	—	—	—	—
Excess tax benefits related to stock option payments	121	—	—	121	196	—	—	196
Other, net	—	—	—	—	(2)	13	(739)	(728)

Net cash provided (used) by financing activities	56,364	(2,290)	(22,066)	32,008	12,494	4,148	51,324	67,966

Net change in cash and due from banks	669	(57)	8,394	9,006	780	13	(1,064)	(271)
Cash and due from banks at beginning of year	14,989	483	(715)	14,757	14,209	470	349	15,028

Cash and due from banks at end of year	$15,658	$426	$7,679	$23,763	$14,989	$483	$(715)	$14,757

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other	Consolidated
			consolidating	Company
			subsidiaries/
			eliminations

Year ended December 31, 2006

Cash flows from operating activities:
Net cash provided by operating activities	$3,536	$1,179	$23,261	$27,976

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	353	822	52,129	53,304
Prepayments and maturities	14	259	7,048	7,321
Purchases	(378)	(1,032)	(61,052)	(62,462)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	—	(2,003)	(35,727)	(37,730)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	50	38,293	38,343
Purchases (including participations) of loans by banking subsidiaries	—	(202)	(5,136)	(5,338)
Principal collected on nonbank entities’ loans	—	19,998	3,923	23,921
Loans originated by nonbank entities	—	(22,382)	(4,592)	(26,974)
Net repayments from (advances to) subsidiaries	(500)	—	500	—
Capital notes and term loans made to subsidiaries	(7,805)	—	7,805	—
Principal collected on notes/loans made to subsidiaries	4,926	—	(4,926)	—
Net decrease (increase) in investment in subsidiaries	(145)	—	145	—
Net cash paid for acquisitions	—	—	(626)	(626)
Other, net	—	1,081	(7,422)	(6,341)

Net cash used by investing activities	(3,535)	(3,409)	(9,638)	(16,582)

Cash flows from financing activities:
Net change in:
Deposits	—	—	(4,452)	(4,452)
Short-term borrowings	931	(1,297)	(10,790)	(11,156)
Long-term debt:
Proceeds from issuance	13,448	8,670	(1,863)	20,255
Repayment	(7,362)	(5,217)	(30)	(12,609)
Common stock:
Proceeds from issuance	1,764	—	—	1,764
Repurchased	(1,965)	—	—	(1,965)
Cash dividends paid	(3,641)	—	—	(3,641)
Excess tax benefits related to stock option payments	227	—	—	227
Other, net	12	70	(268)	(186)

Net cash provided (used) by financing activities	3,414	2,226	(17,403)	(11,763)

Net change in cash and due from banks	3,415	(4)	(3,780)	(369)

Cash and due from banks at beginning of year	10,794	474	4,129	15,397

Cash and due from banks at end of year	$14,209	$470	$349	$15,028

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
     We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. The amount of trust preferred securities and perpetual preferred purchase securities issued by the Trusts that was includable in Tier 1 capital in accordance with FRB risk-based capital guidelines was $19.3 billion at December 31, 2008. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. See Note 14 for additional information on trust preferred securities.
     Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. See Notes 6 and 16 for further discussion of off-balance sheet items. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(in billions)						To be well capitalized
			For capital			under the FDICIA prompt
		Actual	adequacy purposes			corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2008:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$130.3	11.83%	≥$88.1	≥8.00%
Wells Fargo Bank, N.A.	49.1	10.79	≥ 36.4	≥8.00		≥$45.5	≥10.00%
Wachovia Bank, N.A.	55.4	10.92	≥ 40.6	≥8.00		≥ 50.7	≥10.00

Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	$86.4	7.84%	≥$44.1	≥4.00%
Wells Fargo Bank, N.A.	33.1	7.26	≥ 18.2	≥4.00		≥$27.3	≥ 6.00%
Wachovia Bank, N.A.	32.8	6.46	≥ 20.3	≥4.00		≥ 30.4	≥ 6.00

Tier 1 capital (to average assets)
(Leverage ratio)
Wells Fargo & Company	$86.4	14.52%	≥$23.8	≥4.00	% (1)
Wells Fargo Bank, N.A.	33.1	6.31	≥ 20.9	≥4.00	(1)	≥$26.2	≥ 5.00%
Wachovia Bank, N.A.	32.8	5.38	≥ 24.4	≥4.00	(1)	≥ 30.5	≥ 5.00

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.
     Management believes that, as of December 31, 2008, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
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
     Certain subsidiaries of the Company are approved seller/ servicers, and are therefore required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. At December 31, 2008, each seller/servicer met these requirements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (“the Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairment on certain investment securities in 2008 and changed its method of accounting for certain mortgages held for sale in 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2009, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

San Francisco, California
February 23, 2009

Quarterly Financial Data
Condensed Consolidated Statement of Income — Quarterly (Unaudited)

(in millions, except per share amounts)	2008				2007
	Quarter ended				Quarter ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

INTEREST INCOME	$8,728	$8,774	$8,547	$8,849	$9,242	$9,223	$8,573	$8,139
INTEREST EXPENSE	2,004	2,393	2,269	3,089	3,754	3,943	3,377	3,129

NET INTEREST INCOME	6,724	6,381	6,278	5,760	5,488	5,280	5,196	5,010
Provision for credit losses	8,444	2,495	3,012	2,028	2,612	892	720	715

Net interest income after provision for credit losses	(1,720)	3,886	3,266	3,732	2,876	4,388	4,476	4,295

NONINTEREST INCOME
Service charges on deposit accounts	803	839	800	748	788	837	740	685
Trust and investment fees	661	738	762	763	802	777	839	731
Card fees	589	601	588	558	588	561	517	470
Other fees	535	552	511	499	577	566	638	511
Mortgage banking	(195)	892	1,197	631	831	823	689	790
Operating leases	62	102	120	143	153	171	187	192
Insurance	337	439	550	504	370	329	432	399
Net gains (losses) on debt securities available for sale	721	84	(91)	323	60	160	(42)	31
Net gains (losses) from equity investments	(589)	(507)	46	313	222	173	242	97
Other	(152)	258	698	321	326	176	453	525

Total noninterest income	2,772	3,998	5,181	4,803	4,717	4,573	4,695	4,431

NONINTEREST EXPENSE
Salaries	2,168	2,078	2,030	1,984	2,055	1,933	1,907	1,867
Commission and incentive compensation	671	555	806	644	840	802	900	742
Employee benefits	338	486	593	587	558	518	581	665
Equipment	402	302	305	348	370	295	292	337
Net occupancy	418	402	400	399	413	398	369	365
Operating leases	81	90	102	116	124	136	148	153
Other	1,744	1,604	1,624	1,384	1,540	1,589	1,530	1,397

Total noninterest expense	5,822	5,517	5,860	5,462	5,900	5,671	5,727	5,526

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(4,770)	2,367	2,587	3,073	1,693	3,290	3,444	3,200
Income tax expense (benefit)	(2,036)	730	834	1,074	332	1,117	1,165	956

NET INCOME (LOSS)	$(2,734)	$1,637	$1,753	$1,999	$1,361	$2,173	$2,279	$2,244

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(3,020)	$1,637	$1,753	$1,999	$1,361	$2,173	$2,279	$2,244

EARNINGS (LOSS) PER COMMON SHARE	$(0.84)	$0.49	$0.53	$0.61	$0.41	$0.65	$0.68	$0.66

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.84)	$0.49	$0.53	$0.60	$0.41	$0.64	$0.67	$0.66

DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.34	$0.31	$0.31	$0.31	$0.31	$0.28	$0.28

Average common shares outstanding	3,582.4	3,316.4	3,309.8	3,302.4	3,327.6	3,339.6	3,351.2	3,376.0

Diluted average common shares outstanding	3,593.6	3,331.0	3,321.4	3,317.9	3,352.2	3,374.0	3,389.3	3,416.1

Market price per common share (1)
High	$38.95	$44.68	$32.40	$34.56	$37.78	$37.99	$36.49	$36.64
Low	19.89	20.46	23.46	24.38	29.29	32.66	33.93	33.01
Quarter end	29.48	37.53	23.75	29.10	30.19	35.62	35.17	34.43

(1) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.