Form 10-K, Exhibit 13
period 2009-12-31
WELLS FARGO & CO/MN
filed 2010-02-26
CIK 72971

Financial Review

34	Overview

37	Earnings Performance

47	Balance Sheet Analysis

50	Off-Balance Sheet Arrangements

54	Risk Management

71	Capital Management

73	Critical Accounting Policies

79	Current Accounting
Developments

80	Forward-Looking Statements

81	Risk Factors

Controls and Procedures

88	Disclosure Controls and
Procedures

88	Internal Control over Financial
Reporting

88	Management’s Report on Internal
Control over Financial Reporting

89	Report of Independent Registered
Public Accounting Firm

Financial Statements

90	Consolidated Statement of Income

91	Consolidated Balance Sheet

92	Consolidated Statement of Changes in Equity and Comprehensive Income

96	Consolidated Statement of
Cash Flows

Notes to Financial Statements

97	1	Summary of Significant
		Accounting Policies

109	2	Business Combinations

111	3	Cash, Loan and Dividend Restrictions

111	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

112	5	Securities Available for Sale

119	6	Loans and Allowance for Credit Losses

123	7	Premises, Equipment, Lease
		Commitments and Other Assets

124	8	Securitizations and Variable
		Interest Entities

134	9	Mortgage Banking Activities

136	10	Intangible Assets

137	11	Deposits

137	12	Short-Term Borrowings

138	13	Long-Term Debt

141	14	Guarantees and Legal Actions

146	15	Derivatives

151	16	Fair Values of Assets and Liabilities

161	17	Preferred Stock

163	18	Common Stock and Stock Plans

167	19	Employee Benefits and Other Expenses

174	20	Income Taxes

176	21	Earnings Per Common Share

177	22	Other Comprehensive Income

178	23	Operating Segments

180	24	Condensed Consolidating Financial
		Statements

184	25	Regulatory and Agency Capital
		Requirements

186	Report of Independent Registered
Public Accounting Firm

187	Quarterly Financial Data

188	Glossary of Acronyms

189	Codification Cross Reference

This Annual Report, including the Financial Review and the Financial Statements and related Notes, has forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Some of these factors are described in the Financial Review and in the Financial Statements and related Notes. For a discussion of other factors, refer to the “Risk Factors” section in this Report. A Glossary of Acronyms for terms used throughout this Report and a Codification Cross Reference for cross references from accounting standards under the recently adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification) to pre-Codification accounting standards can be found at the end of this Report.
Financial Review
Overview

Wells Fargo & Company is a $1.2 trillion diversified financial services company providing banking, insurance, trust and investments, mortgage banking, investment banking, retail banking, brokerage and consumer finance through banking stores, the internet and other distribution channels to individuals, businesses and institutions in all 50 states, the District of Columbia (D.C.) and in other countries. We ranked fourth in assets and second in the market value of our common stock among our peers at December 31, 2009. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. When we refer to “legacy Wells Fargo,” we mean Wells Fargo excluding Wachovia Corporation (Wachovia).
     Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to give them all of the financial products that fulfill their needs. Our cross-sell strategy, diversified business model and the breadth of our geographic reach facilitate growth in both strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us, gain new customers in our extended markets, and increase market share in many businesses. We continued to earn more of our customers’ business in 2009 in both our retail and commercial banking businesses and in our equally customer-centric securities brokerage and investment banking businesses.
     On December 31, 2008, Wells Fargo acquired Wachovia. Because the acquisition was completed at the end of 2008, Wachovia’s results are included in the income statement, average balances and related financial information beginning in 2009. Wachovia’s assets and liabilities are included, at fair value, in the consolidated balance sheet beginning on December 31, 2008, but not in 2008 averages.
     On January 1, 2009, we adopted new FASB guidance on noncontrolling interests on a retrospective basis for disclosure and, accordingly, prior period information reflects the adoption. The guidance requires that noncontrolling interests be reported as a component of total equity. In addition, our consolidated income statement must disclose amounts attributable to both Wells Fargo interests and the noncontrolling interests.
     We generated record revenue and built capital at a record rate in 2009 despite elevated credit costs. Wells Fargo net income was a record $12.3 billion in 2009, with net income applicable to common stock of $8.0 billion. Diluted earnings per common share were $1.75. In fourth quarter 2009, we fully repaid the U.S. Treasury’s $25 billion Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) preferred stock investment, including related preferred dividends, which reduced 2009 diluted earnings per share by $0.76 per share. Pre-tax pre-provision profit (PTPP) was $39.7 billion in 2009, which covered more than 2.1 times annual net charge-offs. PTPP is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
     Our cross-sell at legacy Wells Fargo set records for the 11th consecutive year with a record of 5.95 Wells Fargo products for retail banking households. Our goal is eight products per customer, which is approximately half of our estimate of potential demand. One of every four of our legacy Wells Fargo retail banking households has eight or more products and our average middle-market commercial banking customer has almost eight products. Wachovia retail bank households had an average of 4.65 Wachovia products. We believe there is potentially significant opportunity for growth as we increase the Wachovia retail bank household cross-sell. For legacy Wells Fargo, our average middle-market commercial banking customer reached an average of 7.8 products and an average of 6.4 products for Wholesale Banking customers. Business banking cross-sell offers another potential opportunity for growth, with a record cross-sell of 3.77 products at legacy Wells Fargo.
     Wells Fargo remained one of the largest providers of credit to the U.S. economy. We continued to lend to credit-worthy customers and, during 2009, made $711 billion in new loan commitments to consumer, small business and commercial customers, including $420 billion of residential mortgage originations. We are an industry leader in loan modifications for homeowners. As of December 31, 2009, nearly half a million Wells Fargo mortgage customers were in active trial or had completed loan modifications started in the prior 12 months. We have helped reduce mortgage payments for 1.7 million homeowners through refinancing.

     Our core deposits grew 5% from December 31, 2008, even though $109 billion in higher-priced Wachovia certificates of deposit (CDs) matured. Average core deposits funded 93% of total average loans in 2009, up from 82% in 2008. Checking and savings deposits grew 21% to $679.9 billion at December 31, 2009, from $563.4 billion a year ago as we continued to gain new customers and deepen our relationships with existing customers.
     As we have stated in the past, to consistently grow over the long term, successful companies must invest in their core businesses and maintain strong balance sheets. In 2009, we opened 70 retail banking stores for a retail network total of 6,629 stores. We converted 19 Wachovia Banking stores in Colorado to the Wells Fargo platform, as part of the Wachovia integration, with the conversion of our remaining overlapping markets scheduled to occur in 2010.
     The Wachovia integration remains on track and on schedule, with business and revenue synergies exceeding our expectations at the time the merger was announced. Cross-sell revenues are being realized. We are on track to realize annual run-rate savings of $5 billion upon completion of the Wachovia integration in 2011, with over 50% of this annual run rate already achieved in 2009. We currently expect cumulative merger integration costs of approximately $5 billion, down from our $7.9 billion estimate at the time of merger. The revised estimate reflects lower owned real estate write-downs and lower employee-related expenses than anticipated at the time of the merger. In 2009, we spent a total of $1.9 billion in merger expenses, $1.0 billion through goodwill under purchase accounting and $895 million expensed through earnings.
     We continued taking actions to further strengthen our balance sheet, including building credit reserves by $3.5 billion during the year to $25.0 billion at December 31, 2009, reducing previously identified non-strategic and liquidating loan portfolios by $18.9 billion to $104.9 billion, and reducing the value of our debt and equity investment portfolios through $1.7 billion of other-than-temporary impairment (OTTI) write-downs. We significantly built capital in 2009 and in the last 15 months since announcing our merger with Wachovia, driven by record retained earnings and other sources of internal capital generation, as well as three common stock offerings totaling over $33 billion, including the $12.2 billion offering in fourth quarter 2009, which allowed us to repay in full the U.S. Treasury’s TARP preferred stock investment. We substantially increased the size of the Company with the Wachovia merger, and experienced cyclically elevated credit costs; however, our capital ratios at December 31, 2009, were higher than they were prior to the Wachovia acquisition, even after redeeming the TARP preferred stock in full and purchasing Prudential Financial Inc.’s noncontrolling interest in our retail securities brokerage joint venture. Tier 1 common equity increased to $65.5 billion, 6.46% of risk-weighted assets. The Tier 1 capital ratio increased to 9.25% and Tier 1 leverage ratio declined to 7.87%. See the “Capital Management” section in this Report for more information regarding Tier 1 common equity.

Table 1: Six-Year Summary of Selected Financial Data

							% Change	Five-year
(in millions, except							2009/	compound
per share amounts)	2009	2008	2007	2006	2005	2004	2008	growth rate

Income statement
Net interest income	$46,324	25,143	20,974	19,951	18,504	17,150	84%	22
Noninterest income	42,362	16,734	18,546	15,817	14,591	12,930	153	27

Revenue	88,686	41,877	39,520	35,768	33,095	30,080	112	24
Provision for credit losses	21,668	15,979	4,939	2,204	2,383	1,717	36	66
Noninterest expense	49,020	22,598	22,746	20,767	18,943	17,504	117	23
Net income before noncontrolling interests	12,667	2,698	8,265	8,567	7,892	7,104	369	12
Less: Net income from noncontrolling interests	392	43	208	147	221	90	812	34

Wells Fargo net income	12,275	2,655	8,057	8,420	7,671	7,014	362	12
Earnings per common share	1.76	0.70	2.41	2.50	2.27	2.07	151	(3)
Diluted earnings per common share	1.75	0.70	2.38	2.47	2.25	2.05	150	(3)
Dividends declared per common share	0.49	1.30	1.18	1.08	1.00	0.93	(62)	(12)

Balance sheet (at year end)
Securities available for sale	$172,710	151,569	72,951	42,629	41,834	33,717	14%	39
Loans	782,770	864,830	382,195	319,116	310,837	287,586	(9)	22
Allowance for loan losses	24,516	21,013	5,307	3,764	3,871	3,762	17	45
Goodwill	24,812	22,627	13,106	11,275	10,787	10,681	10	18
Assets	1,243,646	1,309,639	575,442	481,996	481,741	427,849	(5)	24
Core deposits (1)	780,737	745,432	311,731	288,068	253,341	229,703	5	28
Long-term debt	203,861	267,158	99,393	87,145	79,668	73,580	(24)	23
Wells Fargo stockholders’ equity	111,786	99,084	47,628	45,814	40,660	37,866	13	24
Noncontrolling interests	2,573	3,232	286	254	239	247	(20)	60
Total equity	114,359	102,316	47,914	46,068	40,899	38,113	12	25

(1)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2009	2008	2007

Profitability ratios
Wells Fargo net income to average assets (ROA)	0.97%	0.44	1.55
Net income to average assets	1.00	0.45	1.59
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	9.88	4.79	17.12
Net income to average total equity	10.75	5.02	17.46
Efficiency ratio (1)	55.3	54.0	57.6
Capital ratios
At year end:
Wells Fargo common stockholders’ equity to assets	8.34	5.21	8.28
Total equity to assets	9.20	7.81	8.33
Risk-based capital (2)
Tier 1 capital	9.25	7.84	7.59
Total capital	13.26	11.83	10.68
Tier 1 leverage (2)(3)	7.87	14.52	6.83
Tier 1 common equity (4)	6.46	3.13	6.56
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	6.41	8.18	9.04
Average total equity to average assets	9.34	8.89	9.09
Per common share data
Dividend payout (5)	27.9	185.4	49.0
Book value	$20.03	16.15	14.45
Market price (6)
High	31.53	44.68	37.99
Low	7.80	19.89	29.29
Year end	26.99	29.48	30.19

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

(3)	Due to the Wachovia acquisition that closed on December 31, 2008, the Tier 1 leverage ratio, which considers period-end Tier 1 capital and quarterly averages in the computation of the ratio, does not reflect average assets of Wachovia for the full period ended December 31, 2008.

(4)	See the “Capital Management” section in this Report for additional information.

(5)	Dividends declared per common share as a percentage of earnings per common share.

(6)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.
     We saw signs of stability emerging in our credit portfolio, as the rate of growth in credit losses slowed during 2009. While losses remained elevated as expected, a more favorable economic outlook and improved credit statistics in several portfolios further increase our confidence that our credit cycle is turning, provided economic conditions do not deteriorate. In the commercial portfolios, we saw some signs that credit quality may be improving, as the pace of commercial and commercial real estate (CRE) nonaccrual growth slowed toward the end of 2009, reflecting our historically strong underwriting and the purchase accounting adjustments taken on the Wachovia portfolio at the time of the merger. We expect credit losses to remain elevated in the near term, but, assuming no further economic deterioration, current projections show credit losses peaking in the first half of 2010 in our consumer portfolios and later in 2010 in our commercial and CRE portfolios. Based on the portfolio performance data we saw in fourth quarter 2009, and assuming the same economic outlook, we are tracking somewhat better than these expectations.
     We believe it is important to maintain a well controlled operating environment as we complete the integration of the Wachovia businesses and grow the combined company. We manage our credit risk by setting what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our loan portfolio. We manage the interest rate and market risks inherent in our asset and liability balances within established ranges, while ensuring adequate liquidity and funding. We maintain strong capital levels to facilitate future growth.
WACHOVIA MERGER On December 31, 2008, Wells Fargo acquired Wachovia, one of the nation’s largest diversified financial services companies. Wachovia’s assets and liabilities were included in the December 31, 2008, consolidated balance sheet at their respective fair values on the acquisition date. Because the acquisition was completed on December 31, 2008, Wachovia’s results of operations were not included in our 2008 income statement. Beginning in 2009, our consolidated results and associated financial information, as well as our consolidated average balances, include Wachovia. The Wachovia acquisition was material to us, and the inclusion of results from Wachovia’s businesses in our 2009 financial statements is a material factor in the changes in our results compared with prior year periods.
     Because the transaction closed on the last day of the 2008 annual reporting period, certain fair value purchase accounting adjustments were based on preliminary data as of an interim period with estimates through year end. We have validated and, where necessary, refined our December 31, 2008, fair value estimates and other purchase accounting adjustments. The impact of these refinements was recorded as an adjustment to goodwill in 2009. Based on the purchase price of $23.1 billion and the $12.2 billion fair value of net assets acquired, inclusive of final refinements identified during 2009, the transaction resulted in goodwill of $10.9 billion.
     The more significant fair value adjustments in our purchase accounting for the Wachovia acquisition were to loans. As of December 31, 2008, certain of the loans acquired from Wachovia had evidence of credit deterioration since origination, and it was probable that we would not collect all contractually required principal and interest payments. Such loans identified at the time of the acquisition were accounted for using the measurement provisions for purchased credit-impaired (PCI) loans, which are contained in the Receivables topic (FASB Accounting Standards Codification (ASC) 310) of the Codification. PCI loans were recorded at fair value at the date of acquisition, and any related allowance for loan losses was not permitted to be carried over.
     PCI loans were written down to an amount estimated to be collectible. Accordingly, such loans are not classified as nonaccrual, even though they may be contractually past due, because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of our purchase accounting). PCI loans are also not included in the disclosure of loans 90 days or more past due and still accruing interest even though a portion of them are 90 days or more contractually past due.

     As a result of PCI loan accounting, certain credit-related ratios of the Company, including the growth rate in nonperforming assets (NPAs) since December 31, 2008, may not be directly comparable with periods prior to the merger or with credit-related ratios of other financial institutions. In particular:
•	Wachovia’s high risk loans were written down pursuant to PCI accounting at the time of merger. Therefore, the allowance for credit losses is lower than otherwise would have been required without PCI loan accounting; and
•	Because we virtually eliminated Wachovia’s nonaccrual loans at December 31, 2008, quarterly growth in our nonaccrual loans during 2009 was higher than it would have been without PCI loan accounting. Similarly, our net charge-offs rate was lower than it otherwise would have been.
     For further detail on the merger see the “Balance Sheet Analysis – Loan Portfolio” section and Note 2 (Business Combinations) to Financial Statements in this Report.

Earnings Performance

The earnings performance in 2009 was impacted by the acquisition of Wachovia on December 31, 2008, which significantly increased both asset size and the earnings potential of the Company. Net income for 2009 was $12.3 billion ($1.75 diluted per share) with $8.0 billion applicable to common stock, compared with net income of $2.7 billion ($0.70 diluted per share) with $2.4 billion applicable to common stock for 2008. Our 2009 earnings were influenced by factors including:
•	a low mortgage rate environment combined with synergies from the addition of complementary Wachovia business lines, which resulted in a more even split in revenue between net interest income and noninterest income, primarily mortgage banking and trust and investment fees;

•	the integration of Wachovia, which increased our expenses to align staffing models with those of Wells Fargo in our service and product distribution channels, as well as to align or enhance our various systems, business line support and other infrastructures;

•	consumer and commercial borrower financial distress, which increased credit losses and foreclosed asset preservation costs, as well as increased staffing expenses to manage loan modification programs, loan collection, and various other loss mitigation activities; and

•	significant distress in the financial services industry, which caused, among other items, increased Federal Deposit Insurance Corporation (FDIC) and other deposit assessments.
     Revenue, the sum of net interest income and noninterest income, grew to $88.7 billion in 2009 from $41.9 billion in 2008, primarily due to the acquisition of Wachovia. In 2009, net interest income of $46.3 billion represented 52% of revenue, compared with $25.1 billion (60%) in 2008. Noninterest income of $42.4 billion in 2009 represented 48% of revenue, up from $16.7 billion (40%) in 2008. The increase in noninterest income as a percentage of revenue was due to a higher percentage of trust and investment fees (11% in 2009, up from 7% in 2008) with the addition of Wells Fargo Advisors (formerly Wachovia Securities) retail brokerage business, legacy Wachovia wealth management and retirement, and reinsurance businesses, and to very strong mortgage banking results (14% in 2009, up from 6% in 2008, predominantly from legacy Wells Fargo).
     Noninterest expense as a percentage of revenue was 55% in 2009 and 54% in 2008, with amortization of core deposits (3% of revenue in 2009 and less than 1% in 2008) and additional
FDIC and other deposit assessments (2% of revenue in 2009 and less than 1% in 2008) in 2009 driving the slightly weaker ratio. Noninterest expense for 2009 also included $895 million of Wachovia merger-related integration expense.
     Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results, comparing the combined Wells Fargo and Wachovia results for 2009 with legacy Wells Fargo results for 2008.
Net Interest Income
Net interest income is the interest earned on debt securities, loans (including yield-related loan fees) and other interest-earning assets minus the interest paid for deposits, short-term borrowings and long-term debt. The net interest margin is the average yield on earning assets minus the average interest rate paid for deposits and our other sources of funding. Net interest income and the net interest margin are presented on a taxable-equivalent basis in Table 5 to consistently reflect income from taxable and tax-exempt loans and securities based on a 35% federal statutory tax rate.
     Net interest income on a taxable-equivalent basis increased to $47.0 billion in 2009, from $25.4 billion in 2008, and the net interest margin was 4.28% in 2009, down 55 basis points from 4.83% in 2008. These changes are primarily due to the impact of acquiring Wachovia. Although the addition of Wachovia increased earning assets and net interest income, it decreased the net interest margin since Wachovia’s net interest margin was much lower than that of legacy Wells Fargo.
     Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year average balances, comparing the combined Wells Fargo and Wachovia balances for 2009 with legacy Wells Fargo balances for 2008.
     The mix of earning assets and their yields are important drivers of net interest income. During 2009, there were slight shifts in our earning asset mix from loans to more liquid assets. Due to weaker loan demand in 2009 and the impact of liquidating certain loan portfolios, average loans for 2009 decreased to 75% of average earning assets from 76% for 2008, average mortgage-backed securities (MBS) dropped to 12% in 2009, from 13% in 2008, and average short-term investments and trading account assets increased to 2% in 2009 from 1% a year ago.

     Average interest-bearing core deposits increased to 58% of average earning assets for 2009, from 51% for 2008, and average short-term borrowings decreased to 5% of average earning assets, from 13% for 2008. Core deposits are a low-cost source of funding and thus an important contributor to growth in net interest income and the net interest margin. Core deposits include noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). Average core deposits rose to $762.5 billion in 2009 from $325.2 billion in 2008 and funded 93% and 82% of average loans, respectively. About 87% of our core deposits are now in checking and savings deposits, one of the highest percentages in the industry. Total average retail core deposits, which exclude Wholesale Banking core deposits and retail mortgage escrow deposits, grew to $588.1 billion for 2009 from $234.1 billion a year ago. Average mortgage escrow deposits were $28.3 billion for 2009, compared with $21.0 billion a year ago. Average savings certificates increased to $140.2 billion in 2009 from $39.5 billion a year ago and average checking and savings deposits increased to $622.4 billion in 2009 from $285.7 billion a year ago. Total average interest-bearing deposits increased to $635.9 billion in 2009 from $266.1 billion a year ago.
Table 5 presents the individual components of net interest income and the net interest margin.

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31,
		% of		% of
(in millions, except per share amounts)	2009	revenue	2008	revenue

Interest income
Trading assets	$944	1%	$189	—%
Securities available for sale	11,941	13	5,577	13
Mortgages held for sale	1,930	2	1,573	4
Loans held for sale	183	—	48	—
Loans	41,659	47	27,651	66
Other interest income	336	—	181	—

Total interest income	56,993	64	35,219	84

Interest expense
Deposits	3,774	4	4,521	11
Short-term borrowings	231	—	1,478	4
Long-term debt	5,786	7	3,789	9
Other interest expense	172	—	—	—

Total interest expense	9,963	11	9,788	23

Net interest income (on a taxable-equivalent basis)	47,030	53	25,431	61

Taxable-equivalent adjustment	(706)	(1)	(288)	(1)

Net interest income	46,324	52	25,143	60
Noninterest income
Service charges on deposit accounts	5,741	6	3,190	8
Trust and investment fees	9,735	11	2,924	7
Card fees	3,683	4	2,336	6
Other fees	3,804	4	2,097	5
Mortgage banking	12,028	14	2,525	6
Insurance	2,126	2	1,830	4
Net gains from trading activities	2,674	3	275	1
Net gains (losses) on debt securities available for sale	(127)	—	1,037	2
Net gains (losses) from equity investments	185	—	(757)	(2)
Operating leases	685	1	427	1
Other	1,828	2	850	2

Total noninterest income	42,362	48	16,734	40

Noninterest expense
Salaries	13,757	16	8,260	20
Commission and incentive compensation	8,021	9	2,676	6
Employee benefits	4,689	5	2,004	5
Equipment	2,506	3	1,357	3
Net occupancy	3,127	4	1,619	4
Core deposit and other intangibles	2,577	3	186	—
FDIC and other deposit assessments	1,849	2	120	—
Other (1)	12,494	14	6,376	15

Total noninterest expense	49,020	55	22,598	54

Revenue	$88,686		41,877

(1)	See Table 8 – Noninterest Expense in this Report for additional detail.

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earning Assets

	Year ended December 31,
	2009		2008
		% of		% of
	Average	earning	Average	earning
(in millions)	balance	assets	balance	assets

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$26,869	2%	$5,293	1%
Trading assets	21,092	2	4,971	1
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	2,480	—	1,083	—
Securities of U.S. states and political subdivisions	12,702	1	6,918	1
Mortgage-backed securities:
Federal agencies	87,197	8	44,777	9
Residential and commercial	41,618	4	20,749	4

Total mortgage-backed securities	128,815	12	65,526	13
Other debt securities (1)	32,011	3	12,818	2

Total debt securities available for sale (1)	176,008	16	86,345	16
Mortgages held for sale (2)	37,416	3	25,656	5
Loans held for sale (2)	6,293	1	837	—
Loans:
Commercial and commercial real estate:
Commercial	180,924	16	98,620	19
Real estate mortgage	104,197	10	41,659	8
Real estate construction	32,961	3	19,453	4
Lease financing	14,751	1	7,141	1

Total commercial and commercial real estate	332,833	30	166,873	32

Consumer:
Real estate 1-4 family first mortgage	238,359	22	75,116	14
Real estate 1-4 family junior lien mortgage	106,957	10	75,375	14
Credit card	23,357	2	19,601	4
Other revolving credit and installment	90,666	8	54,368	10

Total consumer	459,339	42	224,460	43

Foreign	30,661	3	7,127	1

Total loans (2)	822,833	75	398,460	76
Other	6,113	1	1,920	—

Total earning assets	$1,096,624	100%	$523,482	100%

Funding sources
Deposits:
Interest-bearing checking	$70,179	6%	$5,650	1%
Market rate and other savings	351,892	32	166,691	32
Savings certificates	140,197	13	39,481	8
Other time deposits	20,459	2	6,656	1
Deposits in foreign offices	53,166	5	47,578	9

Total interest-bearing deposits	635,893	58	266,056	51
Short-term borrowings	51,972	5	65,826	13
Long-term debt	231,801	21	102,283	20
Other liabilities	4,904	—	—	—

Total interest-bearing liabilities	924,570	84	434,165	83
Portion of noninterest-bearing funding sources	172,054	16	89,317	17

Total funding sources	$1,096,624	100%	$523,482	100%

Noninterest-earning assets
Cash and due from banks	$19,218		11,175
Goodwill	23,997		13,353
Other	122,515		56,386

Total noninterest-earning assets	$165,730		80,914

Noninterest-bearing funding sources
Deposits	$171,712		87,820
Other liabilities	48,193		28,658
Total equity	117,879		53,753
Noninterest-bearing funding sources used to fund earning assets	(172,054)		(89,317)

Net noninterest-bearing funding sources	$165,730		80,914

Total assets	$1,262,354		604,396

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)(3)

	2009			2008
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$26,869	0.56%	$150	5,293	1.71%	$90
Trading assets	21,092	4.48	944	4,971	3.80	189
Debt securities available for sale (4):
Securities of U.S. Treasury and federal agencies	2,480	2.83	69	1,083	3.84	41
Securities of U.S. states and political subdivisions	12,702	6.42	840	6,918	6.83	501
Mortgage-backed securities:
Federal agencies	87,197	5.45	4,591	44,777	5.97	2,623
Residential and commercial	41,618	9.09	4,150	20,749	6.04	1,412

Total mortgage-backed securities	128,815	6.73	8,741	65,526	5.99	4,035
Other debt securities (5)	32,011	7.16	2,291	12,818	7.17	1,000

Total debt securities available for sale (5)	176,008	6.73	11,941	86,345	6.22	5,577
Mortgages held for sale (6)	37,416	5.16	1,930	25,656	6.13	1,573
Loans held for sale (6)	6,293	2.90	183	837	5.69	48
Loans:
Commercial and commercial real estate:
Commercial	180,924	4.22	7,643	98,620	6.12	6,034
Real estate mortgage	104,197	3.44	3,585	41,659	5.80	2,416
Real estate construction	32,961	2.94	970	19,453	5.08	988
Lease financing	14,751	9.32	1,375	7,141	5.62	401

Total commercial and commercial real estate	332,833	4.08	13,573	166,873	5.90	9,839

Consumer:
Real estate 1-4 family first mortgage	238,359	5.45	12,992	75,116	6.67	5,008
Real estate 1-4 family junior lien mortgage	106,957	4.76	5,089	75,375	6.55	4,934
Credit card	23,357	12.16	2,841	19,601	12.13	2,378
Other revolving credit and installment	90,666	6.56	5,952	54,368	8.72	4,744

Total consumer	459,339	5.85	26,874	224,460	7.60	17,064

Foreign	30,661	3.95	1,212	7,127	10.50	748

Total loans (6)	822,833	5.06	41,659	398,460	6.94	27,651
Other	6,113	3.05	186	1,920	4.73	91

Total earning assets	$1,096,624	5.19%	$56,993	523,482	6.69%	$35,219

Funding sources
Deposits:
Interest-bearing checking	$70,179	0.14%	$100	5,650	1.12%	$64
Market rate and other savings	351,892	0.39	1,375	166,691	1.32	2,195
Savings certificates	140,197	1.24	1,738	39,481	3.08	1,215
Other time deposits	20,459	2.03	415	6,656	2.83	187
Deposits in foreign offices	53,166	0.27	146	47,578	1.81	860

Total interest-bearing deposits	635,893	0.59	3,774	266,056	1.70	4,521
Short-term borrowings	51,972	0.44	231	65,826	2.25	1,478
Long-term debt	231,801	2.50	5,786	102,283	3.70	3,789
Other liabilities	4,904	3.50	172	—	—	—

Total interest-bearing liabilities	924,570	1.08	9,963	434,165	2.25	9,788
Portion of noninterest-bearing funding sources	172,054	—	—	89,317	—	—

Total funding sources	$1,096,624	0.91	9,963	523,482	1.86	9,788

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.28%	$47,030		4.83%	$25,431

Noninterest-earning assets
Cash and due from banks	$19,218			11,175
Goodwill	23,997			13,353
Other (8)	122,515			56,386

Total noninterest-earning assets	$165,730			80,914

Noninterest-bearing funding sources
Deposits	$171,712			87,820
Other liabilities	48,193			28,658
Total equity	117,879			53,753
Noninterest-bearing funding sources used to fund earning assets	(172,054)			(89,317)

Net noninterest-bearing funding sources	$165,730			80,914

Total assets	$1,262,354			604,396

(1)	Because the Wachovia acquisition was completed at the end of 2008, Wachovia’s assets and liabilities are included in average balances, and Wachovia’s results are reflected in interest income/expense beginning in 2009.

(2)	Our average prime rate was 3.25%, 5.09%, 8.05%, 7.96% and 6.19% for 2009, 2008, 2007, 2006 and 2005, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.69%, 2.93%, 5.30%, 5.20% and 3.56% for the same years, respectively.

(3)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(4)	Yields are based on amortized cost balances computed on a settlement date basis.

2007			2006			2005
		Interest			Interest			Interest
Average	Yields/	income/	Average	Yields/	income/	Average	Yields/	income/
balance	rates	expense	balance	rates	expense	balance	rates	expense

$4,468	4.99%	$223	5,515	4.80%	$265	5,448	3.01%	$164
4,291	4.37	188	4,958	4.95	245	5,411	3.52	190

848	4.26	36	875	4.36	39	997	3.81	38
4,740	7.37	342	3,192	7.98	245	3,395	8.27	266

38,592	6.10	2,328	36,691	6.04	2,206	19,768	6.02	1,162
6,548	6.12	399	6,640	6.57	430	5,128	5.60	283

45,140	6.10	2,727	43,331	6.12	2,636	24,896	5.94	1,445
6,295	7.52	477	6,204	7.10	439	3,846	7.10	266

57,023	6.34	3,582	53,602	6.31	3,359	33,134	6.24	2,015
33,066	6.50	2,150	42,855	6.41	2,746	38,986	5.67	2,213
896	7.76	70	630	7.40	47	2,857	5.10	146

77,965	8.17	6,367	65,720	8.13	5,340	58,434	6.76	3,951
32,722	7.38	2,414	29,344	7.32	2,148	29,098	6.31	1,836
16,934	7.80	1,321	14,810	7.94	1,175	11,086	6.67	740
5,921	5.84	346	5,437	5.72	311	5,226	5.91	309

133,542	7.82	10,448	115,311	7.78	8,974	103,844	6.58	6,836

61,527	7.25	4,463	57,509	7.27	4,182	78,170	6.42	5,016
72,075	8.12	5,851	64,255	7.98	5,126	55,616	6.61	3,679
15,874	13.58	2,155	12,571	13.29	1,670	10,663	12.33	1,315
54,436	9.71	5,285	50,922	9.60	4,889	43,102	8.80	3,794

203,912	8.71	17,754	185,257	8.57	15,867	187,551	7.36	13,804

7,321	11.68	855	6,343	12.39	786	4,711	13.49	636

344,775	8.43	29,057	306,911	8.35	25,627	296,106	7.19	21,276
1,402	5.07	71	1,357	4.97	68	1,581	4.34	68

$445,921	7.93%	$35,341	415,828	7.79%	$32,357	383,523	6.81%	$26,072

$5,057	3.16%	$160	4,302	2.86%	$123	3,607	1.43%	$51
147,939	2.78	4,105	134,248	2.40	3,225	129,291	1.45	1,874
40,484	4.38	1,773	32,355	3.91	1,266	22,638	2.90	656
8,937	4.87	435	32,168	4.99	1,607	27,676	3.29	910
36,761	4.57	1,679	20,724	4.60	953	11,432	3.12	357

239,178	3.41	8,152	223,797	3.21	7,174	194,644	1.98	3,848
25,854	4.81	1,245	21,471	4.62	992	24,074	3.09	744
93,193	5.18	4,824	84,035	4.91	4,124	79,137	3.62	2,866
—	—	—	—	—	—	—	—	—

358,225	3.97	14,221	329,303	3.73	12,290	297,855	2.50	7,458
87,696	—	—	86,525	—	—	85,668	—	—

$445,921	3.19	14,221	415,828	2.96	12,290	383,523	1.95	7,458

	4.74%	$21,120		4.83%	$20,067		4.86%	$18,614

$11,806			12,466			13,173
11,957			11,114			10,705
51,068			46,615			38,389

$74,831			70,195			62,267

$88,907			89,117			87,218
26,287			24,221			21,316
47,333			43,382			39,401
(87,696)			(86,525)			(85,668)

$74,831			70,195			62,267

$520,752			486,023			445,790

(5)	Includes certain preferred securities.

(6)	Nonaccrual loans and related income are included in their respective loan categories.

(7)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

(8)	See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for detail of balances of other noninterest-earning assets at December 31, 2009 and 2008.

     Table 6 allocates the changes in net interest income on a taxable-equivalent basis to changes in either average balances or average rates for both interest-earning assets and interest-bearing liabilities. Because of the numerous simultaneous volume and rate changes during any period, it is not possible to precisely allocate such changes between volume and rate. For this table, changes that are not solely due to either volume or rate are allocated to these categories in proportion to the percentage changes in average volume and average rate.

Table 6: Analysis of Changes in Net Interest Income

	Year ended December 31,
	2009 over 2008			2008 over 2007
(in millions)	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in net interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$156	(96)	60	35	(168)	(133)
Trading assets	715	40	755	26	(25)	1
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	41	(13)	28	9	(4)	5
Securities of U.S. states and political subdivisions	369	(30)	339	181	(22)	159
Mortgage-backed securities:
Federal agencies	2,229	(261)	1,968	349	(54)	295
Residential and commercial	1,823	915	2,738	1,017	(4)	1,013

Total mortgage-backed securities	4,052	654	4,706	1,366	(58)	1,308
Other debt securities	1,292	(1)	1,291	543	(20)	523

Total debt securities available for sale	5,754	610	6,364	2,099	(104)	1,995
Mortgages held for sale	635	(278)	357	(460)	(117)	(577)
Loans held for sale	169	(34)	135	(4)	(18)	(22)
Loans:
Commercial and commercial real estate:
Commercial	3,904	(2,295)	1,609	1,471	(1,804)	(333)
Real estate mortgage	2,467	(1,298)	1,169	581	(579)	2
Real estate construction	507	(525)	(18)	176	(509)	(333)
Lease financing	602	372	974	69	(14)	55

Total commercial and commercial real estate	7,480	(3,746)	3,734	2,297	(2,906)	(609)

Consumer:
Real estate 1-4 family first mortgage	9,055	(1,071)	7,984	924	(379)	545
Real estate 1-4 family junior lien mortgage	1,727	(1,572)	155	258	(1,175)	(917)
Credit card	457	6	463	470	(247)	223
Other revolving credit and installment	2,594	(1,386)	1,208	(7)	(534)	(541)

Total consumer	13,833	(4,023)	9,810	1,645	(2,335)	(690)

Foreign	1,176	(712)	464	(22)	(85)	(107)

Total loans	22,489	(8,481)	14,008	3,920	(5,326)	(1,406)

Other	137	(42)	95	25	(5)	20

Total increase (decrease) in interest income	30,055	(8,281)	21,774	5,641	(5,763)	(122)

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	136	(100)	36	17	(113)	(96)
Market rate and other savings	1,396	(2,216)	(820)	469	(2,379)	(1,910)
Savings certificates	1,601	(1,078)	523	(43)	(515)	(558)
Other time deposits	294	(66)	228	(94)	(154)	(248)
Deposits in foreign offices	91	(805)	(714)	396	(1,215)	(819)

Total interest-bearing deposits	3,518	(4,265)	(747)	745	(4,376)	(3,631)
Short-term borrowings	(259)	(988)	(1,247)	1,158	(925)	233
Long-term debt	3,544	(1,547)	1,997	439	(1,474)	(1,035)
Other liabilities	172	—	172	—	—	—

Total increase (decrease) in interest expense	6,975	(6,800)	175	2,342	(6,775)	(4,433)

Increase (decrease) in net interest income on a taxable-equivalent basis	$23,080	(1,481)	21,599	3,299	1,012	4,311

Noninterest Income
Noninterest income represented 48% of revenue for 2009 compared with 40% for 2008. The increase from 2008 was primarily due to strong trust and investment fee income, aided primarily by the Wachovia acquisition. Also, mortgage banking income increased significantly during 2009 driven by the low rate environment, strong loan origination volume and strong market-related valuation changes, net of economic hedge results.

Table 7: Noninterest Income

	Year ended December 31,
(in millions)	2009	2008	2007

Service charges on deposit accounts	$5,741	3,190	3,050
Trust and investment fees:
Trust, investment and IRA fees	3,588	2,161	2,305
Commissions and all other fees	6,147	763	844

Total trust and investment fees	9,735	2,924	3,149

Card fees	3,683	2,336	2,136
Other fees:
Cash network fees	231	188	193
Charges and fees on loans	1,801	1,037	1,011
All other fees	1,772	872	1,088

Total other fees	3,804	2,097	2,292

Mortgage banking:
Servicing income, net	5,557	979	1,511
Net gains on mortgage loan origination/sales activities	6,152	1,183	1,289
All other	319	363	333

Total mortgage banking	12,028	2,525	3,133

Insurance	2,126	1,830	1,530
Net gains from trading activities	2,674	275	544
Net gains (losses) on debt securities available for sale	(127)	1,037	209
Net gains (losses) from equity investments	185	(757)	864
Operating leases	685	427	703
All other	1,828	850	936

Total	$42,362	16,734	18,546

     The Federal Reserve Board (FRB) announced regulatory changes to debit card and ATM overdraft practices in fourth quarter 2009. In third quarter 2009, we had also announced policy changes that will help customers limit overdraft and returned item fees. We currently estimate that the combination of these changes will reduce our 2010 fee revenue by approximately $500 million (after tax). The actual impact could vary due to a variety of factors including changes in customer behavior. There is no assurance that the actual impact on our 2010 fee revenue from pending changes to our overdraft practices will not materially vary from our estimate.
     We earn trust, investment and IRA (Individual Retirement Account) fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2009, these assets totaled $1.9 trillion, up 19% from $1.6 trillion (including $510 billion from Wachovia) at December 31, 2008. Trust, investment and IRA fees are primarily based on a tiered scale relative to the market value of the assets under management or administration. The fees increased to $3.6 billion in 2009 from $2.2 billion a year ago.
     We receive commissions and other fees for providing services to full-service and discount brokerage customers. These fees increased to $6.1 billion in 2009 from $763 million a year ago, primarily due to Wachovia. These fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, and asset-based fees, which are based on the market value of the customer’s assets. Client assets totaled $1.1 trillion at December 31, 2009, up from $970 billion (including $859 billion from Wachovia) a year ago. Commissions and other fees also include fees from investment banking activities including equity and bond underwriting.
     Card fees increased 58% to $3.7 billion in 2009 from $2.3 billion in 2008, predominantly due to additional card fees from the Wachovia portfolio. Recent legislative and regulatory changes limit our ability to increase interest rates and assess certain fees on card accounts. We currently estimate that these changes will reduce our 2010 fee revenue by approximately $235 million (after tax) before accounting for potential offsets in performance, the economy, revenue mitigation impacts and other factors. The actual impact could vary due to a variety of factors, and there is no assurance that the actual impact on our 2010 fee revenue from these changes will not materially vary from our estimate.
     Mortgage banking noninterest income was $12.0 billion in 2009, compared with $2.5 billion a year ago. In addition to servicing fees, net servicing income includes both changes in the fair value of mortgage servicing rights (MSRs) during the period as well as changes in the value of derivatives (economic hedges) used to hedge the MSRs. Net servicing income for 2009 included a $5.3 billion net MSRs valuation gain that was recorded to earnings ($1.5 billion decrease in the fair value of the MSRs offset by a $6.8 billion hedge gain) and for 2008 included a $242 million net MSRs valuation loss ($3.3 billion decrease in the fair value of MSRs offset by a $3.1 billion hedge gain). See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section of this Report for a detailed discussion of our MSRs risks and hedging approach. Our portfolio of loans serviced for others was $1.88 trillion at December 31, 2009, and $1.86 trillion (including $379 billion acquired from Wachovia) at December 31, 2008. At December 31, 2009, the ratio of MSRs to related loans serviced for others was 0.91%.
     Net gains on mortgage loan origination/sales activities of $6.2 billion for 2009 were up from $1.2 billion a year ago, due to strong business performance during the year as the low interest-rate environment produced higher levels of refinance activity. Residential real estate originations were $420 billion in 2009, compared with $230 billion a year ago. The 1-4 family first mortgage unclosed pipeline was $57 billion at December 31, 2009, and $71 billion at December 31, 2008. For additional detail, see the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section and Note 1 (Summary of Significant Accounting Policies), Note 9 (Mortgage Banking Activities) and Note 16 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
     Net gains on mortgage loan origination/sales activities include the cost of any additions to the mortgage repurchase reserve as well as adjustments of loans in the warehouse/pipeline for changes in market conditions that affect their value. Mortgage loans are repurchased based on standard representations and warranties and early payment default clauses in mortgage sale contracts. Additions to the mortgage repurchase reserve that were charged against net gains on mortgage loan origination/sales activities during 2009 totaled $927 million ($399 million for 2008), of which $302 million ($165 million for 2008) was related to our estimate of loss content associated with loan sales during the year and $625 million ($234 million for 2008) was for subsequent increases in estimated losses, primarily due to increased delinquencies and heightened investor repurchase demands on prior years loan sales within the current environment. To the extent that economic conditions and the housing market do not recover or future investor repurchase demand and appeals success rates differ from past experience, we could continue to have increased demands and increased loss severity on repurchases, causing future additions to the repurchase reserve. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management Process – Reserve for Mortgage Loan Repurchase Losses” section in this Report. Net write-downs for mortgage loans while they were in the warehouse/pipeline totaled $164 million during 2009 and $584 million during 2008, due to the deterioration in the overall credit market and related secondary market liquidity challenges. Similar losses on the warehouse/pipeline could be possible in the future if housing market values do not recover.
     Income from trading activities was $2.7 billion in 2009, up from $275 million a year ago. This increase was driven by $1.8 billion in investment banking activities in our fixed income, financial products, equities and municipal businesses in large part due to Wachovia’s investment banking business. The majority of the remaining 2009 trading gains were driven by various hedging activities of interest rate and credit exposures using cash and derivative trading instruments.
     Net losses on debt securities available for sale were $127 million in 2009, compared with net gains of $1.0 billion a year ago. Net gains from equity investments were $185 million in 2009, compared with net losses of $757 million in 2008, which included a $334 million gain from our ownership interest in Visa, which completed its initial public offering in March 2008. Net gains and losses on debt and equity securities totaled $58 million, after OTTI write-downs of $1.7 billion, in 2009 and $280 million, after OTTI write-downs of $2.0 billion, in 2008. The 2008 OTTI write-downs included $646 million for securities of Fannie Mae, Freddie Mac and Lehman Brothers.
Noninterest Expense
The increase in noninterest expense to $49.0 billion in 2009 from a year ago was predominantly due to the acquisition of Wachovia, increased staffing and other costs related to problem loan modifications and workouts, special deposit assessments and operating losses. The acquisition of Wachovia resulted in an expanded geographic platform and capabilities in businesses such as retail brokerage, asset management and investment banking. As part of our integration investment to enhance both the short- and long-term benefits to our customers, we added sales and service team members to align Wachovia’s banking stores and other distribution channels with Wells Fargo’s model. Commission and incentive compensation expense increased proportionately more than salaries due to higher 2009 revenues generated by businesses with revenue-based compensation, including the retail securities brokerage business acquired from Wachovia and our mortgage business.
Table 8: Noninterest Expense

	Year ended December 31,
(in millions)	2009	2008	2007

Salaries	$13,757	8,260	7,762
Commission and incentive compensation	8,021	2,676	3,284
Employee benefits	4,689	2,004	2,322
Equipment	2,506	1,357	1,294
Net occupancy	3,127	1,619	1,545
Core deposit and other intangibles	2,577	186	158
FDIC and other deposit assessments	1,849	120	34
Outside professional services	1,982	847	899
Contract services	1,088	407	448
Foreclosed assets	1,071	414	256
Outside data processing	1,027	480	482
Postage, stationery and supplies	933	556	565
Operating losses	875	142	437
Insurance	845	725	416
Telecommunications	610	321	321
Travel and entertainment	575	447	474
Advertising and promotion	572	378	412
Operating leases	227	389	561
All other	2,689	1,270	1,076

Total	$49,020	22,598	22,746

     Noninterest expense included $895 million of Wachovia merger-related integration expense for 2009. Employee benefit expense in 2009 reflected actions related to freezing the Wells Fargo and Wachovia Cash Balance pension plans, which lowered pension cost by approximately $500 million for 2009, and reflected $150 million of additional expense for a 401(k) profit sharing contribution to all eligible team members. See Note 19 (Employee Benefits and Other Expenses) to Financial Statements in this Report for additional information. Salaries and employee benefits also reflected increased staffing levels to handle the higher volume of mortgage loan modifications, which continued to increase throughout 2009, driven by both federal and our own proprietary loan modification programs to help customers stay in their homes. FDIC and other deposit assessments, which included additional assessments related to the FDIC Transaction Account Guarantee Program in 2009, were $1.8 billion in 2009, including a mid-year 2009 FDIC special assessment of $565 million. See the “Risk Management – Liquidity and Funding” section in this Report for additional information. Operating losses included a $261 million reserve for an auction rate securities (ARS) settlement. See Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report for more information.
Income Tax Expense
Our effective income tax rate was 30.3% in 2009, up from 18.5% in 2008. The increase is primarily attributable to higher pre-tax earnings and increased tax expense (with a comparable increase in interest income) associated with purchase accounting for leveraged leases, partially offset by higher levels of tax exempt income, tax credits and the impact of changes in our liability for uncertain tax positions. We recognized a net tax benefit of approximately $150 million and $200 million during the fourth quarter and year-ended December 31, 2009, respectively, primarily related to changes in our uncertain tax positions, due to federal and state income tax settlements.

     Effective January 1, 2009, we adopted new accounting guidance that changed the way noncontrolling interests are presented in the income statement such that the consolidated income statement includes amounts from both Wells Fargo interests and the noncontrolling interests. As a result, our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.
Operating Segment Results
We define our operating segments by product and customer. As a result of the combination of Wells Fargo and Wachovia, in 2009 management realigned our business segments into three lines of business: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. Our management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We revised prior period information to reflect the 2009 realignment of our operating segments; however, because the acquisition was completed on December 31, 2008, Wachovia’s results are not included in the income statement or in average balances for periods prior to 2009. The Wachovia acquisition was material to us, and the inclusion of results from Wachovia’s businesses in our 2009 financial statements is a material factor in the changes in our results compared with prior year results. The significant matters affecting our financial results for 2009 have been discussed previously. Table 9 and the following discussion present our results by operating segment. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 23 (Operating Segments) to Financial Statements in this Report.

Table 9: Operating Segment Results – Highlights

					Wealth, Brokerage
	Community Banking		Wholesale Banking		and Retirement
(in billions)	2009	2008	2009	2008	2009	2008

Revenue	$59.0	33.0	20.3	8.2	11.5	2.7
Net income	8.6	2.1	3.9	1.4	1.0	0.2

Average loans	538.0	285.6	255.4	112.3	45.7	15.2
Average core deposits	533.0	252.8	146.6	69.6	114.3	23.1

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. Wachovia added expanded product capability as well as expanded channels to better serve our customers. Community Banking includes Wells Fargo Financial.
     Revenue growth for 2009 was driven primarily by significant growth in mortgage originations ($420 billion in 2009 compared with $230 billion in prior year) and strong mortgage servicing hedge results (primarily due to hedge carry income arising from the low short-term interest rates) as well as continued success in the cross-sell of Wells Fargo products. Double-digit growth in legacy Wells Fargo core deposits and the ability to retain approximately 60% of Wachovia’s matured higher-cost CDs portfolio in lower-rate CDs and liquid deposits at lower than expected yields also contributed to the growth, mitigated by lower loan interest rates. Noninterest expense increased from 2008 due to the addition of Wachovia, increases in FDIC and other deposit assessments, and credit related expenses, including the addition of resources to handle a higher volume of mortgage loan modifications. To benefit our customers we continued to invest in adding sales and service team members in regional banking as we aligned Wachovia banking stores with the Wells Fargo model. The increases in noninterest expense were mitigated by continued revenue growth and expense management as we stayed on track to meet our merger synergy goals.
Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $10 million and to financial institutions globally. Products include middle market banking, corporate banking, CRE, treasury management, asset-based lending, insurance brokerage, foreign exchange, correspondent banking, trade services, specialized lending, equipment finance, corporate trust, investment banking, capital markets, and asset management. Wachovia added expanded product capabilities across the segment, including investment banking, mergers and acquisitions, equity trading, equity structured products, fixed-income sales and trading, and equity and fixed-income research.
     Wholesale Banking earned net income of $3.9 billion and revenue of $20.3 billion in 2009. Results were driven by the performance of our many diverse businesses, such as commercial banking, corporate banking, asset-based lending, asset management, investment banking and international. With over 750 offices nationwide and globally, plus expanded product and distribution capabilities, Wholesale Banking saw gains in 2009 in the number of new middle market companies we lent money to and in the positive experiences those companies had with our bank. Revenue performance also benefited from the recovery of the capital markets. We saw the effect of customers deleveraging, accessing capital markets and delaying investment decisions as loan balances declined throughout the year; however, we continued to originate loans at improved spreads and terms. The provision for loan losses was $3.6 billion, including $1.2 billion of additional provision to build reserves for the wholesale portfolio.

     Key merger achievements included the conversion of Wachovia offices to the commercial banking model, revenue synergies through our government banking and global financial institutions and trade services businesses and enhancement of our investment banking business across the franchise by combining the best of the two companies’ advisory, financing and securities distribution capabilities.
Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients. Wealth Management provides affluent and high-net-worth clients with a complete range of wealth management solutions including financial planning, private banking, credit, investment management, trust and estate services, business succession planning and charitable services along with bank-based brokerage services through Wells Fargo Advisors and Wells Fargo Investments, LLC. Family Wealth provides family-office services to ultra-high-net-worth clients and is one of the largest multi-family financial office practices in the United States. Retail Brokerage’s financial advisors serve customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement provides retirement services for individual investors and is a national leader in 401(k) and pension record keeping. The addition of Wachovia in first quarter 2009 added the following businesses to this operating segment: Wells Fargo Advisors (retail brokerage), wealth management, including its family wealth business, and retirement and reinsurance business.
     Wealth, Brokerage and Retirement earned net income of $1.0 billion in 2009. Revenue of $11.5 billion included a mix of brokerage commissions, asset-based fees and net interest income. The equity market recovery helped drive growth in fee income. Deposit balances grew 33% during the year. Net interest income growth was dampened by the exceptionally low short-term interest rate environment. Expenses increased from the prior year due to the addition of Wachovia and the loss reserve for the ARS legal settlement. Expense growth was mitigated by the realization of merger synergies during the year. The wealth, brokerage and retirement businesses have solidified partnerships throughout Wells Fargo, working with Community Banking and Wholesale Banking to provide financial solutions for clients.
Earnings Performance – Comparison of 2008 with 2007
Wells Fargo net income in 2008 was $2.7 billion ($0.70 per common share), compared with $8.1 billion ($2.38 per common share) in 2007. Results for 2008 included the impact of our $8.1 billion (pre tax) credit reserve build, $2.0 billion (pre tax) of OTTI and $124 million (pre tax) of merger-related expenses. Results for 2007 included the impact of our $1.4 billion (pre tax) credit reserve build and $203 million (pre tax) of Visa litigation expenses. Despite the challenging environment in 2008, we achieved both top line revenue growth and positive operating leverage (revenue growth of 6%; expense decline of 1%).
     Revenue, the sum of net interest income and noninterest income, grew 6% to $41.9 billion in 2008 from $39.5 billion in 2007. The breadth and depth of our business model resulted in very strong and balanced growth in loans, deposits and fee-based products. We achieved positive operating leverage (revenue growth of 6%; expense decline of 1%), the best among large bank peers. Wells Fargo net income for 2008 of $2.7 billion included an $8.1 billion (pre tax) credit reserve build, $2.0 billion (pre tax) of OTTI and $124 million (pre tax) of merger-related expenses. Diluted earnings per share of $0.70 for 2008 included credit reserve build ($1.51 per share) and OTTI ($0.37 per share). Industry-leading annual results included the highest growth in pre-tax pre-provision earnings (up 15%), highest net interest margin (4.83%), return on average common stockholders’ equity (ROE), return on average total assets (ROA) and highest total shareholder return among large bank peers (up 2%).
     Net interest income on a taxable-equivalent basis was $25.4 billion in 2008, up from $21.1 billion in 2007, reflecting strong loan growth, disciplined deposit pricing and lower market funding costs. Average earning assets grew 17% from 2007. Our net interest margin was 4.83% for 2008, up from 4.74% in 2007, primarily due to the benefit of lower funding costs as market rates declined.
     Noninterest income decreased 10% to $16.7 billion in 2008 from $18.5 billion in 2007. Card fees were up 9% from 2007, due to continued growth in new accounts and higher credit and debit card transaction volume. Insurance revenue was up 20%, due to customer growth, higher crop insurance revenue and the fourth quarter 2007 acquisition of ABD Insurance. However, trust and investment fees decreased 7% and other fees decreased 9%, due to depressed market conditions. Operating lease income decreased 39% from 2007, due to continued softening in the auto market, reflecting tightened credit standards. Noninterest income included $280 million in net gains on debt and equity securities, including $2.0 billion of OTTI write-downs.
     Noninterest expense was $22.6 billion in 2008, down 1% from $22.7 billion in 2007. We continued to invest in new stores and additional sales and service-related team members. Operating lease expense decreased 31% to $389 million in 2008 from $561 million in 2007, as we stopped originating new indirect auto leases in third quarter 2008. Insurance expense increased to $725 million in 2008 from $416 million in 2007 due to the fourth quarter 2007 acquisition of ABD Insurance, additional insurance reserves at our captive mortgage reinsurance operation as well as higher commissions on increased sales volume.

Balance Sheet Analysis

During 2009, we continued to grow core deposits even though loan demand remained soft. Deposits increased $42.6 billion in 2009 from a year ago, with $35.3 billion of the increase in core deposits. Growth in deposits was due to the increase in the U.S. money supply, a preference on the part of consumers and businesses to maintain liquidity, and the Company’s successful efforts to attract and retain deposits from new and existing customers. Loans decreased $82.1 billion from a year ago, before considering the impact of the $3.5 billion increase in the allowance for loan losses. Commercial loan demand was soft during 2009 as businesses reduced investing in inventory, plant and equipment. Likewise, retail customer borrowing declined as consumers limited their spending. Excess deposits were therefore invested in liquid assets, particularly in the latter half of 2009. Our rate mix of core deposits improved with noninterest-bearing, interest-bearing checking, and market rate and other lower cost savings deposits increasing to 83% of total core deposits at December 31, 2009, from 71% a year ago.
     See the following sections for more discussion and details about the major components of our balance sheet. Capital is discussed in the “Capital Management” section of this Report.
Securities Available for Sale
Securities available for sale consist of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and long-term yield enhancement. Accordingly, this portfolio consists primarily of very liquid, high-quality federal agency debt and privately issued MBS. We held $167.1 billion of debt securities available for sale, with net unrealized gains of $4.8 billion, at December 31, 2009, compared with $145.4 billion, with net unrealized losses of $9.8 billion a year ago. We also held $5.6 billion of marketable equity securities available for sale, with net unrealized gains of $843 million, at December 31, 2009, compared with $6.1 billion, with net unrealized losses of $160 million a year ago. The total net unrealized gains on securities available for sale were $5.6 billion at December 31, 2009, up from net unrealized losses of $9.9 billion at December 31, 2008, due to general decline in long-term yields and narrowing of credit spreads. With the application of purchase accounting at December 31, 2008, for the Wachovia portfolio, the net unrealized losses in cumulative other comprehensive income (OCI), a component of common equity, related entirely to the legacy Wells Fargo portfolio at that date.
     We analyze securities for OTTI on a quarterly basis, or more often if a potential loss-triggering event occurs. Of the $1.7 billion OTTI write-downs in 2009, $1.0 billion related to debt securities and $655 million to equity securities. For a discussion of our OTTI accounting policies and underlying considerations and analysis see Note 1 (Summary of Significant Accounting Policies – Accounting Standards Adopted in 2009 – FASB ASC 320-10 and – Securities) and Note 5 (Securities Available for Sale) to Financial Statements in this Report.
     At December 31, 2009, we had approximately $8 billion of investments in securities, primarily municipal bonds, which are guaranteed against loss by bond insurers. These securities are almost exclusively investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. These securities will continue to be monitored as part of our on-going impairment analysis of our securities available for sale, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers.
     The weighted-average expected maturity of debt securities available for sale was 5.6 years at December 31, 2009. Since 73% of this portfolio is MBS, the expected remaining maturity may differ from contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available for sale are shown in Table 10.
Table 10: Mortgage-Backed Securities

		Net	Expected
	Fair	unrealized	remaining
(in billions)	value	gain (loss)	maturity

At December 31, 2009	$122.4	2.5	4.0
At December 31, 2009, assuming a 200 basis point:
Increase in interest rates	113.0	(6.9)	5.4
Decrease in interest rates	128.8	8.9	2.6

     See Note 5 (Securities Available for Sale) to Financial Statements in this Report for securities available for sale by security type.

Loan Portfolio
Loans decreased during 2009 for nearly all loan types as loan demand softened in response to economic conditions.
Table 11 provides detail by loan product, and by PCI and all other loans.

Table 11: Loan Portfolios

	December 31,
	2009			2008
		All			All
	PCI	other		PCI	other
(in millions)	loans	loans	Total	loans(1)	loans	Total

Commercial and commercial real estate:
Commercial	$1,911	156,441	158,352	4,580	197,889	202,469
Real estate mortgage	5,631	99,167	104,798	7,762	95,346	103,108
Real estate construction	3,713	25,994	29,707	4,503	30,173	34,676
Lease financing	—	14,210	14,210	—	15,829	15,829

Total commercial and commercial real estate	11,255	295,812	307,067	16,845	339,237	356,082

Consumer:
Real estate 1-4 family first mortgage	38,386	191,150	229,536	39,214	208,680	247,894
Real estate 1-4 family junior lien mortgage	331	103,377	103,708	728	109,436	110,164
Credit card	—	24,003	24,003	—	23,555	23,555
Other revolving credit and installment	—	89,058	89,058	151	93,102	93,253

Total consumer	38,717	407,588	446,305	40,093	434,773	474,866

Foreign	1,733	27,665	29,398	1,859	32,023	33,882

Total loans	$51,705	731,065	782,770	58,797	806,033	864,830

(1)	In 2009, we refined certain of our preliminary purchase accounting adjustments based on additional information as of December 31, 2008. These refinements resulted in increasing the PCI loans carrying value at December 31, 2008, to $59.2 billion. The table above has not been updated as of December 31, 2008, to reflect these refinements.
     A discussion of average loan balances and a comparative detail of average loan balances is included in Table 5 under “Earnings Performance – Net Interest Income” earlier in this Report; year-end balances and other loan related information are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     During 2009, we further refined our preliminary purchase accounting adjustments related to loans from the Wachovia acquisition. These refinements, which increased the December 31, 2008, balance of PCI loans to $59.2 billion, were based on additional information as of December 31, 2008, that became available after the merger date, as permitted under purchase accounting.
     The most significant refinements for the PCI loans were as follows:
•	Net increase to the unpaid principal balance of $2.3 billion based on additional loans considered in the scope of PCI loans, consisting of a $1.9 billion decrease in commercial, CRE, and foreign loans and a $4.2 billion increase in consumer loans ($2.7 billion of which related to Pick-a-Pay loans).
•	Net increase to the nonaccretable difference of $3.7 billion, due to the addition of more loans and further refinement of the loss estimates. The net increase was created by a $299 million increase in commercial, CRE, and foreign loans and a $3.4 billion increase in consumer loans ($2.2 billion of which related to Pick-a-Pay loans).

•	Net increase to the accretable yield of a $1.8 billion interest rate mark premium, primarily for consumer loans.
     The nonaccretable difference was established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Table 12 provides an analysis of 2009 changes in the nonaccretable difference related to principal that is not expected to be collected.

Table 12: Changes in Nonaccretable Difference for PCI Loans

	Commercial,
	CRE and		Other
(in millions)	foreign	Pick-a-Pay	consumer	Total

Balance at December 31, 2008, with refinements	$(10,410)	(26,485)	(4,069)	(40,964)
Release of nonaccretable difference due to:
Loans resolved by payment in full (1)	330	—	—	330
Loans resolved by sales to third parties (2)	86	—	85	171
Loans with improving cash flows reclassified to accretable yield (3)	138	27	276	441
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	4,853	10,218	2,086	17,157

Balance at December 31, 2009	$(5,003)	(16,240)	(1,622)	(22,865)

(1)	Release of the nonaccretable difference for payments in full increases interest income in the period of payment. Pick-a-Pay and other consumer PCI loans do not reflect nonaccretable difference releases due to accounting for those loans on a pooled basis.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference for probable and significant increased cash flow estimates to the accretable yield will result in increasing income and thus the rate of return over the remaining life of the PCI loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are charged to the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss upon final resolution of the loan.
     For further detail on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     Table 13 shows contractual loan maturities for selected loan categories and sensitivities of those loans to changes in interest rates.

Table 13: Maturities for Selected Loan Categories

	December 31,
	2009				2008
		After				After
	Within	one year	After		Within	one year	After
	one	through	five		one	through	five
(in millions)	year	five years	years	Total	year	five years	years	Total

Selected loan maturities:
Commercial	$44,919	91,951	21,482	158,352	59,246	109,764	33,459	202,469
Real estate mortgage	29,982	44,312	30,504	104,798	23,880	45,565	33,663	103,108
Real estate construction	18,719	10,055	933	29,707	19,270	13,942	1,464	34,676
Foreign	21,266	5,715	2,417	29,398	23,605	7,288	2,989	33,882

Total selected loans	$114,886	152,033	55,336	322,255	126,001	176,559	71,575	374,135

Distribution of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$26,373	18,921			24,766	23,628
Loans at floating/variable interest rates		125,660	36,415			151,793	47,947

Total selected loans		$152,033	55,336			176,559	71,575

Deposits
Deposits totaled $824.0 billion at December 31, 2009, compared with $781.4 billion at December 31, 2008. Table 14 provides additional detail. Comparative detail of average deposit balances is provided in Table 5 under “Earnings Performance – Net Interest Income” earlier in this Report.
Total core deposits were $780.7 billion at December 31, 2009, up $35.3 billion from $745.4 billion at December 31, 2008. High-rate CDs of $109 billion at Wachovia matured in 2009 and were replaced by $62 billion in checking, savings or lower-cost CDs. We continued to gain new deposit customers and deepen our relationships with existing customers.

Table 14: Deposits

	December 31,
		% of		% of
		total		total	%
(in millions)	2009	deposits	2008	deposits	Change

Noninterest-bearing	$181,356	22%	$150,837	19%	20
Interest-bearing checking	63,225	8	72,828	10	(13)
Market rate and other savings	402,448	49	306,255	39	31
Savings certificates	100,857	12	182,043	23	(45)
Foreign deposits (1)	32,851	4	33,469	4	(2)

Core deposits	780,737	95	745,432	95	5
Other time deposits	16,142	2	28,498	4	(43)
Other foreign deposits	27,139	3	7,472	1	263

Total deposits	$824,018	100%	$781,402	100%	5

(1)	Reflects Eurodollar sweep balances included in core deposits.
Off-Balance Sheet Arrangements

In the ordinary course of business, we engage in financial transactions that are not recorded in the balance sheet, or may be recorded in the balance sheet in amounts that are different from the full contract or notional amount of the transaction. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, (3) diversify our funding sources, and/or (4) optimize capital. These are described below as off-balance sheet transactions with unconsolidated entities, and guarantees and certain contingent arrangements. Beginning in 2010, the accounting rules for off-balance sheet transactions with unconsolidated entities changed. We discuss the impact of those changes in this section and in the “Current Accounting Developments” section in this Report.
Off-Balance Sheet Transactions with Unconsolidated Entities
In the normal course of business, we enter into various types of on- and off-balance sheet transactions with special purpose entities (SPEs), which are corporations, trusts or partnerships that are established for a limited purpose. Historically, the majority of SPEs were formed in connection with securitization transactions. For more information on securitizations, including sales proceeds and cash flows from securitizations, see Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
     Table 15 presents our significant continuing involvement with qualifying special purpose entities (QSPEs) and unconsolidated variable interest entities (VIEs) as of December 31, 2009 and 2008.
     Table 15 does not include SPEs and unconsolidated VIEs where our only involvement is in the form of (1) investments in trading securities, (2) investments in securities available for sale or loans issued by entities sponsored by third parties, (3) derivative counterparty for certain derivatives such as interest rate swaps or cross currency swaps that have customary terms or (4) administrative or trustee services. Also not included are investments accounted for in accordance with the American Institute of Certified Public Accountants (AICPA) Investment Company Audit Guide, investments accounted for under the cost method and investments accounted for under the equity method.
     In Table 15, “Total entity assets” represents the total assets of unconsolidated SPEs. “Carrying value” is the amount in our consolidated balance sheet related to our involvement with the unconsolidated SPEs. “Maximum exposure to loss” from our involvement with off-balance sheet entities, which is a required disclosure under generally accepted accounting principles (GAAP), is determined as the carrying value of our involvement with off-balance sheet (unconsolidated) VIEs plus the remaining undrawn liquidity and lending commitments, the notional amount of net written derivative contracts, and generally the notional amount of, or stressed loss estimate for, other commitments and guarantees. It represents estimated loss that would be incurred under severe, hypothetical circumstances, for which we believe the possibility is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.

Table 15: Qualifying Special Purpose Entities and Unconsolidated Variable Interest Entities

	December 31,
	2009			2008
	Total		Maximum	Total		Maximum
	entity	Carrying	exposure	entity	Carrying	exposure
(in millions)	assets	value	to loss	assets	value	to loss

QSPEs
Residential mortgage loan securitizations (1):
Conforming and GNMA (2)	$1,150,515	18,926	24,362	1,008,824	21,496	24,619
Other/nonconforming	251,850	13,222	13,469	313,447	9,483	9,909
Commercial mortgage securitizations (1)	345,561	4,945	5,222	320,299	2,894	2,894
Auto loan securitizations	2,285	158	158	4,133	115	115
Student loan securitizations	2,637	173	173	2,765	133	133
Other	8,391	61	135	11,877	71	1,576

Total QSPEs	$1,761,239	37,485	43,519	1,661,345	34,192	39,246

Unconsolidated VIEs
Collateralized debt obligations (1)	$55,899	14,734	16,607	54,294	15,133	20,443
Wachovia administered ABCP (3) conduit	5,160	—	5,263	10,767	—	15,824
Asset-based finance structures	17,467	9,867	11,227	11,614	9,096	9,482
Tax credit structures	27,537	4,006	4,663	22,882	3,850	4,926
Collateralized loan obligations	23,830	3,666	4,239	23,339	3,326	3,881
Investment funds	84,642	1,702	2,920	105,808	3,543	3,690
Credit-linked note structures	1,755	1,025	1,754	12,993	1,522	2,303
Money market funds (4)	—	—	—	13,307	10	51
Other	8,470	2,981	5,048	1,832	3,806	4,699

Total unconsolidated VIEs	$224,760	37,981	51,721	256,836	40,286	65,299

(1)	Certain December 31, 2008, balances have been revised to reflect additionally identified residential mortgage QSPEs and collateralized debt obligation VIEs, as well as to reflect removal of commercial mortgage asset transfers that were subsequently determined not to be transfers to QSPEs.
(2)	Conforming residential mortgage loan securitizations are those that are guaranteed by government-sponsored entities (GSEs), including Government National Mortgage Association (GNMA). We have concluded that conforming mortgages are not subject to consolidation under Accounting Standards Update (ASU) 2009-16 (FAS 166) and ASU 2009-17 (FAS 167). See the “Current Accounting Developments” section in this Report for our estimate of the nonconforming mortgages that may potentially be consolidated under this guidance. The maximum exposure to loss as of December 31, 2008, has been revised to conform with the year-end 2009 basis of determination.
(3)	Asset-backed commercial paper.
(4)	Includes only those money market mutual funds to which the Company had outstanding contractual support agreements in place. The December 31, 2008, balance has been revised to exclude certain funds because the support arrangements had lapsed or settled and we were not obligated to support such funds.
     The FASB issued new guidance for accounting for off-balance sheet transactions with QSPEs and VIEs effective January 1, 2010, that replaces the current consolidation model for VIEs. For further information and the impact of the application of this guidance, see the “Current Accounting Developments” section in this Report.
     Table 16 presents our involvement with QSPEs and unconsolidated VIEs as of December 31, 2009, segregated between those entities we sponsored or to which we transferred assets and those sponsored by third parties. Additionally, we have further segregated the QSPEs and unconsolidated VIEs over which we have power in accordance with the consolidated accounting guidance in ASU 2009-17 (FAS 167) and those we do not.
     We consider sponsorship to include transactions with QSPEs and unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or the marketing of the transaction to investors. If we sold assets, typically securities or loans, to a QSPE or unconsolidated VIE we are considered the transferor. Third party transactions are those transactions where we have ongoing involvement, but did not sponsor or transfer assets to a QSPE or unconsolidated VIE.
     We expect to consolidate the VIEs or former QSPEs where we have power, regardless of whether or not we transferred assets to or sponsored the VIE or QSPE. Based upon the transfers accounting guidance in ASU 2009-16 (FAS 166) and the consolidated accounting guidance in ASU 2009-17 (FAS 167) regarding the nature and type of continuing involvement that could potentially be significant and our related assessment of whether or not we have power, it may be necessary to make changes in our future disclosures. See additional detail regarding the expected impact to the Company’s balance sheet in the “Current Accounting Developments” section of this Report.

Table 16: Qualifying Special Purpose Entities and Unconsolidated Variable Interest Entities Total Entity Assets by Type of Involvement

	December 31, 2009
	Wells Fargo as sponsor or transferor			Third party sponsor
	Without	With		Without	With
(in millions)	power	power	Subtotal	power	power	Subtotal	Total

QSPEs
Residential mortgage loan securitizations:
Conforming and GNMA (1)	$1,012,312	—	1,012,312	138,203	—	138,203	1,150,515
Other/nonconforming	91,789	19,721	111,510	138,262	2,078	140,340	251,850
Commercial mortgage securitizations	199,847	—	199,847	145,714	—	145,714	345,561
Other	10,946	2,367	13,313	—	—	—	13,313

Total QSPEs	$1,314,894	22,088	1,336,982	422,179	2,078	424,257	1,761,239

Unconsolidated VIEs
Collateralized debt obligations	$48,350	—	48,350	7,549	—	7,549	55,899
Wachovia administered ABCP conduit	—	5,160	5,160	—	—	—	5,160
Asset-based lending structures	2,121	—	2,121	15,346	—	15,346	17,467
Tax credit structures	27,533	4	27,537	—	—	—	27,537
Collateralized loan obligations	23,830	—	23,830	—	—	—	23,830
Investment funds (2)	22,479	—	22,479	62,163	—	62,163	84,642
Other	10,225	—	10,225	—	—	—	10,225

Total unconsolidated VIEs	$134,538	5,164	139,702	85,058	—	85,058	224,760

(1)	We have concluded that conforming mortgages are not subject to consolidation under ASU 2009-16 (FAS 166) and ASU 2009-17 (FAS 167). See the “Current Accounting Developments” section in this Report for our estimate of the nonconforming mortgages that may potentially be consolidated under this guidance.
(2)	Includes investment funds that are subject to deferral from application of ASU 2009-17 (FAS 167).
Guarantees and Certain Contingent Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, liquidity agreements, written put options, recourse obligations, residual value guarantees and contingent consideration. Table 17 presents the carrying value, maximum exposure to loss on our guarantees and the amount with a higher risk of performance.
     For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees and Legal Actions) to Financial Statements in this Report.

Table 17: Guarantees and Certain Contingent Arrangements

	December 31,
	2009			2008
		Maximum	Non-		Maximum	Non-
	Carrying	exposure	investment	Carrying	exposure	investment
(in millions)	value	to loss	grade	value	to loss	grade

Standby letters of credit	$148	49,997	21,112	130	47,191	17,293
Securities lending and other indemnifications	51	20,002	2,512	—	30,120	1,907
Liquidity agreements (1)	66	7,744	—	30	17,602	—
Written put options (1)(2)	803	8,392	3,674	1,376	10,182	5,314
Loans sold with recourse	96	5,049	2,400	53	6,126	2,038
Residual value guarantees	8	197	—	—	1,121	—
Contingent consideration	11	145	102	11	187	—
Other guarantees	—	55	2	—	38	—

Total guarantees	$1,183	91,581	29,802	1,600	112,567	26,552

(1)	Certain of these agreements included in this table are related to off-balance sheet entities and, accordingly, are also disclosed in Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
(2)	Written put options, which are in the form of derivatives, are also included in the derivative disclosures in Note 15 (Derivatives) to Financial Statements in this Report.

Contractual Obligations
In addition to the contractual commitments and arrangements previously described, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.
     Table 18 summarizes these contractual obligations as of December 31, 2009, excluding obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 19 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 18: Contractual Obligations

	Note(s) to
	Financial	Less than	1-3	3-5	More than	Indeterminate
(in millions)	Statements	1 year	years	years	5 years	maturity	(1)	Total

Contractual payments by period:
Deposits	11	$126,061	30,303	17,579	3,006	647,069		824,018
Long-term debt (2)	7,13	40,495	64,726	30,779	67,861	—		203,861
Operating leases	7	1,217	2,055	1,588	3,503	—		8,363
Unrecognized tax obligations	20	49	—	—	—	2,253		2,302
Purchase obligations (3)		400	364	56	6	—		826

Total contractual obligations		$168,222	97,448	50,002	74,376	649,322		1,039,370

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.
(2)	Includes obligations under capital leases of $77 million.
(3)	Represents agreements to purchase goods or services.
     We are subject to the income tax laws of the U.S., its states and municipalities, and those of the foreign jurisdictions in which we operate. We have various unrecognized tax obligations related to these operations that may require future cash tax payments to various taxing authorities. Because of their uncertain nature, the expected timing and amounts of these payments generally are not reasonably estimable or determinable. We attempt to estimate the amount payable in the next 12 months based on the status of our tax examinations and settlement discussions. See Note 20 (Income Taxes) to Financial Statements in this Report for more information.
     We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process for our customers or for other trading activities. See the “Risk Management – Asset/Liability and Market Risk Management” section and Note 15 (Derivatives) to Financial Statements in this Report for more information.
Transactions with Related Parties
The Related Party Disclosures topic of the Codification requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported for the years ended December 31, 2009, 2008 and 2007.

Risk Management

Credit Risk Management Process
Our credit risk management process is governed centrally, but provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, judgmental or statistical credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs, and a continual loan review and audit process. In addition, regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes.
     We continually evaluate and modify our credit policies to address unacceptable levels of risk as they are identified. Accordingly, from time to time, we designate certain portfolios and loan products as non-strategic or high risk to limit or cease their continued origination and to specially monitor their loss potential. As an example, during the current weak economic cycle we have significantly tightened bank-selected reduced documentation requirements as a precautionary measure and to substantially reduce third party originations due to the negative loss trends experienced in these channels.
     A key to our credit risk management is utilizing a well controlled underwriting process, which we believe is appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans. We only approve applications and make loans if we believe the customer has the ability to repay the loan or line of credit according to all its terms. Our underwriting of loans collateralized by residential real property utilizes appraisals or automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time. AVMs estimate property values based on processing large volumes of market data including market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. Generally, AVMs are only used in underwriting to support property values on loan originations where the loan amount is under $250,000. For underwriting residential property loans of $250,000 or more we require property visitation appraisals by qualified independent appraisers.
     Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of risk to loss. Our credit risk monitoring process is designed to enable early identification of developing risk to loss and to support our determination of an adequate allowance for loan losses. During the current economic cycle our monitoring and resolution efforts have focused on loan portfolios exhibiting the highest levels of risk including mortgage loans supported by real estate (both consumer and commercial), junior lien, commercial, credit card and subprime portfolios. The following analysis reviews each of these loan portfolios and their relevant concentrations and credit quality performance metrics in greater detail.
     Table 19 identifies our non-strategic and liquidating consumer portfolios as of December 31, 2009 and 2008.
Table 19: Non-Strategic and Liquidating Consumer Portfolios

	Outstanding balance
	December 31,
(in billions)	2009	2008

Pick-a-Pay mortgage	$85.2	95.3
Liquidating home equity	8.4	10.3
Legacy Wells Fargo Financial indirect auto	11.3	18.2

Total non-strategic and liquidating consumer portfolios	$104.9	123.8

COMMERCIAL REAL ESTATE (CRE) The CRE portfolio consists of both real estate mortgages and construction loans. The combined loans outstanding totaled $134.5 billion at December 31, 2009, which represented 17% of total loans. Construction loans totaled $29.7 billion at December 31, 2009, or 4% of total loans. Permanent CRE loans totaled $104.8 billion at December 31, 2009, or 13% of total loans. The portfolio is diversified both geographically and by product type. The largest geographic concentrations are found in California and Florida, which represented 22% and 11% of the total CRE portfolio, respectively. By product type, the largest concentrations are office buildings and industrial/warehouse, which represented 23% and 11% of the portfolio, respectively.
     At legacy Wells Fargo our underwriting of CRE loans has been focused primarily on cash flows and creditworthiness, not solely collateral valuations. Our legacy Wells Fargo management team is overseeing and managing the CRE loans acquired from Wachovia. At merger closing, we determined that $19.3 billion of Wachovia CRE loans needed to be accounted for as PCI loans and we recorded an impairment write-down of $7.0 billion in our purchase accounting, which represented a 37% write-down of the PCI loans included in the Wachovia CRE loan portfolio. To identify and manage newly emerging problem CRE loans we employ a high level of surveillance and regular customer interaction to understand and manage the risks associated with these assets, including regular loan reviews and appraisal updates. As issues are identified, management is engaged and dedicated workout groups are in place to manage problem assets. At year-end 2009 the remaining balance of PCI CRE loans totaled $9.3 billion. This balance reflects the refinement of the impairment analysis and reduction from loan resolutions and write-downs.

     Table 20 summarizes CRE loans by state and product type with the related nonaccrual totals. At December 31, 2009, the highest concentration of non-PCI CRE loans by state was $27.8 billion in California, about double the next largest state concentration, and the related nonaccrual loans totaled about $2.0 billion, or 7.2%. Office buildings, at $28.7 billion of non-PCI loans, were the largest property type concentration, nearly double the next largest, and the related nonaccrual loans totaled $1.1 billion, or 3.7%. Of CRE mortgage loans (excluding construction loans), 43% related to owner-occupied properties at December 31, 2009. In aggregate, nonaccrual loans totaled 5.6% of the non-PCI outstanding balance at December 31, 2009.

Table 20: CRE Loans by State and Property Type

	December 31, 2009
	Real estate mortgage			Real estate construction			Total			% of
	Nonaccrual	Outstanding		Nonaccrual	Outstanding		Nonaccrual	Outstanding		total
(in millions)	loans	balance	(1)	loans	balance	(1)	loans	balance	(1)	loans

By state:
PCI loans:
Florida	$—	1,022		—	722		—	1,744		* %
California	—	1,116		—	150		—	1,266		*
North Carolina	—	283		—	485		—	768		*
Georgia	—	385		—	364		—	749		*
Virginia	—	396		—	303		—	699		*
Other	—	2,429		—	1,689		—	4,118	(2)	1

Total PCI loans	$—	5,631		—	3,713		—	9,344		1%

All other loans:
California	$1,141	23,214		865	4,549		2,006	27,763		4%
Florida	626	10,999		311	2,127		937	13,126		2
Texas	231	6,643		250	2,509		481	9,152		1
North Carolina	205	5,468		135	1,594		340	7,062		1
Georgia	225	4,364		109	952		334	5,316		1
Virginia	65	3,499		105	1,555		170	5,054		1
New York	54	3,860		48	1,187		102	5,047		1
Arizona	187	3,958		171	1,045		358	5,003		1
New Jersey	66	3,028		23	644		89	3,672		*
Colorado	78	2,248		110	879		188	3,127		*
Other	1,106	31,886		898	8,953		2,004	40,839	(3)	5

Total all other loans	$3,984	99,167		3,025	25,994		7,009	125,161		16%

Total	$3,984	104,798		3,025	29,707		7,009	134,505		17%

By property:
PCI loans:
Apartments	$—	1,141		—	969		—	2,110		* %
Office buildings	—	1,650		—	192		—	1,842		*
1-4 family land	—	531		—	815		—	1,346		*
1-4 family structure	—	154		—	635		—	789		*
Land (excluding 1-4 family)	—	553		—	206		—	759		*
Other	—	1,602		—	896		—	2,498		*

Total PCI loans	$—	5,631		—	3,713		—	9,344		1%

All other loans:
Office buildings	$904	25,542		171	3,151		1,075	28,693		4%
Industrial/warehouse	527	13,925		17	999		544	14,924		2
Real estate – other	564	13,791		88	877		652	14,668		2
Apartments	259	7,670		262	4,570		521	12,240		2
Retail (excluding shopping center)	620	10,788		85	996		705	11,784		2
Land (excluding 1-4 family)	148	2,941		639	6,264		787	9,205		1
Shopping center	172	6,070		242	2,240		414	8,310		1
Hotel/motel	208	5,214		123	1,162		331	6,376		1
1-4 family land	164	718		677	2,670		841	3,388		*
1-4 family structure	90	1,191		659	2,073		749	3,264		*
Other	328	11,317		62	992		390	12,309		2

Total all other loans	$3,984	99,167		3,025	25,994		7,009	125,161	(4)	16%

Total	$3,984	104,798		3,025	29,707		7,009	134,505		17%

*	Less than 1%.
(1)	For PCI loans amounts represent carrying value.
(2)	Includes 38 states; no state had loans in excess of $605 million at December 31, 2009.
(3)	Includes 40 states; no state had loans in excess of $3.0 billion at December 31, 2009.
(4)	Includes $46.6 billion of loans to owner-occupants where 51% or more of the property is used in the conduct of their business.

COMMERCIAL LOANS AND LEASE FINANCING For purposes of portfolio risk management, we aggregate commercial loans and lease financing according to market segmentation and standard industry codes. Table 21 summarizes commercial loans and lease financing by industry with the related nonaccrual totals. This portfolio has experienced less credit deterioration than our CRE portfolio as evidenced by its lower nonaccrual rate of 2.6% compared with 5.2% for the CRE portfolios. We believe this portfolio is well underwritten and is diverse in its risk with relatively even concentrations across several industries.
Table 21: Commercial Loans and Lease Financing by Industry

	December 31, 2009
				% of
	Nonaccrual	Outstanding		total
(in millions)	loans	balance	(1)	loans

PCI loans:
Real estate investment trust	$—	351		* %
Media	—	314		*
Investors	—	140		*
Residential construction	—	122		*
Insurance	—	118		*
Leisure	—	110		*
Other	—	756	(2)	*

Total PCI loans	$—	1,911		* %

All other loans:
Financial institutions	$496	11,111		1%
Oil and gas	202	8,464		1
Healthcare	88	8,397		1
Cyclical retailers	77	8,316		1
Industrial equipment	71	8,188		1
Food and beverage	119	7,524		1
Real estate – other	99	6,722		1
Business services	167	6,570		1
Transportation	31	6,469		1
Public administration	17	5,785		1
Technology	15	5,752		1
Utilities	72	5,489		1
Other	3,114	81,864	(3)	10

Total all other loans	$4,568	170,651		22%

Total	$4,568	172,562		22%

*	Less than 1%.
(1)	For PCI loans amounts represent carrying value.
(2)	No other single category had loans in excess of $87 million.
(3)	No other single category had loans in excess of $5.3 billion. The next largest categories included investors, hotel/restaurant, media, securities firms, non-residential construction, leisure, trucking, dairy, gaming and contractors.
REAL ESTATE 1-4 FAMILY FIRST MORTGAGE LOANS As part of the Wachovia acquisition, we acquired residential first and home equity loans that are very similar to the Wells Fargo core originated portfolio. We also acquired the Pick-a-Pay portfolio, which is composed primarily of option payment adjustable-rate mortgage and fixed-rate mortgage products. Under purchase accounting for the Wachovia acquisition, we made purchase accounting adjustments to the Pick-a-Pay loans considered to be impaired under accounting guidance for PCI loans. See the “Risk Management – Pick-a-Pay Portfolio” section in this Report for additional detail.
     The concentrations of real estate 1-4 family mortgage loans by state are presented in Table 22. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 14% of total loans at both December 31, 2009 and 2008, mostly within the larger metropolitan areas, with no single area consisting of more than 3% of total loans. Of this amount, 3% of total loans were PCI loans from Wachovia. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within the credit risk management process. Beginning in 2007, the residential real estate markets began to experience significant declines in property values and several markets in California, specifically in Southern California and the Central Valley, experienced declines that turned out to be more significant than the national decline.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2009, these loans were approximately 15% of total loans, compared with 11% at the end of 2008. Most of these loans are considered to be prime or near prime. We have manageable adjustable-rate mortgage (ARM) reset risk across our Wells Fargo originated and owned mortgage loan portfolios.
Table 22: Real Estate 1-4 Family Mortgage Loans by State

	December 31, 2009
	Real estate	Real estate	Total real
	1-4 family	1-4 family	estate 1-4%	% of
	first	junior lien	family	total
(in millions)	mortgage	mortgage	mortgage	loans

PCI loans:
California	$25,265	82	25,347	3%
Florida	4,288	67	4,355	1
New Jersey	1,196	34	1,230	*
Other (1)	7,637	148	7,785	1

Total PCI loans	$38,386	331	38,717	5%

All other loans:
California	$52,229	29,731	81,960	11%
Florida	19,284	9,210	28,494	4
New Jersey	9,230	6,801	16,031	2
Virginia	5,915	4,995	10,910	1
New York	6,769	4,071	10,840	1
Pennsylvania	6,396	4,343	10,739	1
North Carolina	6,464	4,043	10,507	1
Georgia	5,003	3,816	8,819	1
Texas	6,900	1,769	8,669	1
Other (2)	72,960	34,598	107,558	14

Total all other loans	$191,150	103,377	294,527	37%

Total	$229,536	103,708	333,244	42%

*	Less than 1%.
(1)	Consists of 47 states; no state had loans in excess of $975 million.
(2)	Consists of 41 states; no state had loans in excess of $7.8 billion. Includes $15.2 billion in GNMA pool buyouts.

     The deterioration in specific segments of the Home Equity portfolios required a targeted approach to managing these assets. In fourth quarter 2007, a liquidating portfolio was identified, consisting of home equity loans generated through the wholesale channel not behind a Wells Fargo first mortgage, and home equity loans acquired through correspondents. The liquidating portion of the Home Equity portfolio was $8.4 billion at December 31, 2009, compared with $10.3 billion a year ago. The loans in this liquidating portfolio represent about 1% of total loans outstanding at December 31, 2009, and contain some of the highest risk in our $123.8 billion Home Equity portfolios, with a loss rate of 11.17% compared with
3.28% for the core portfolio. The loans in the liquidating portfolio are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. The core portfolio was $115.4 billion at December 31, 2009, of which 97% was originated through the retail channel and approximately 17% of the outstanding balance was in a first lien position. Table 23 includes the credit attributes of these two portfolios. California loans represent the largest state concentration in each of these portfolios and have experienced among the highest early-term delinquency and loss rates.

Table 23: Home Equity Portfolios (1)

			% of loans
			two payments
	Outstanding balance		or more past due		Loss rate
	December 31,		December 31,		December 31,
(in millions)	2009	2008	2009	2008	2009	2008

Core portfolio (2)
California	$30,264	31,544	4.12%	2.95	5.42	2.93
Florida	12,038	11,781	5.48	3.36	4.73	2.79
New Jersey	8,379	7,888	2.50	1.41	1.30	0.66
Virginia	5,855	5,688	1.91	1.50	1.06	1.08
Pennsylvania	5,051	5,043	2.03	1.10	1.49	0.38
Other	53,811	56,415	2.85	1.97	2.44	1.14

Total	115,398	118,359	3.35	2.27	3.28	1.70

Liquidating portfolio
California	3,205	4,008	8.78	6.69	16.74	9.26
Florida	408	513	9.45	8.41	16.90	11.24
Arizona	193	244	10.46	7.40	18.57	8.58
Texas	154	191	1.94	1.27	2.56	1.56
Minnesota	108	127	4.15	3.79	7.58	5.74
Other	4,361	5,226	5.06	3.28	6.46	3.40

Total	8,429	10,309	6.74	4.93	11.17	6.18

Total core and liquidating portfolios	$123,827	128,668	3.58	2.48	3.88	2.10

(1)	Consists of real estate 1-4 family junior lien mortgages and lines of credit secured by real estate from all groups, excluding PCI loans.

(2)	Includes equity lines of credit and closed-end second liens associated with the Pick-a-Pay portfolio totaling $1.8 billion at December 31, 2009, and $2.1 billion at December 31, 2008.

PICK-A-PAY PORTFOLIO Our Pick-a-Pay portfolio, which we acquired in the Wachovia merger, had an unpaid principal balance of $103.7 billion and a carrying value of $85.2 billion at December 31, 2009. This portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), loans that were originated without the option payment feature and loans that no longer offer the option feature as a result of our modification efforts since the acquisition. At December 31, 2009, the unpaid principal balance of Pick-a-Pay option payment loans totaled $73.1 billion, or 70% of the total Pick-a-Pay portfolio, down significantly from $101.3 billion, or 86%, at December 31, 2008, primarily due to loan modifications, paid-in full loans and net charge-offs. The Pick-a-Pay portfolio is a liquidating portfolio as Wachovia ceased originating new Pick-a-Pay loans in 2008. Equity lines of credit and closed-end second liens associated with Pick-a-Pay loans are reported in the Home Equity core portfolio.
     PCI loans in the Pick-a-Pay portfolio had an unpaid principal balance of $55.1 billion and a carrying value of $37.0 billion at December 31, 2009. The carrying value of the PCI loans is net of purchase accounting write-downs to reflect their fair value at acquisition. Upon acquisition, we recorded a $22.4 billion write-down in purchase accounting on Pick-a-Pay loans that were impaired. Losses to date on this portfolio are reasonably in line with management’s original expectations. Our most recent life-of-loan loss projections show an improvement driven in part by extensive and currently successful modification efforts as well as improving delinquency roll rate trends and further stabilization in the housing market.
     Pick-a-Pay option payment loans may be adjustable or fixed rate. They are home mortgages on which the customer has the option each month to select from among four payment options: (1) a minimum payment as described below, (2) an interest-only payment, (3) a fully amortizing 15-year payment, or (4) a fully amortizing 30-year payment.

     The minimum monthly payment for substantially all of our Pick-a-Pay loans is reset annually. The new minimum monthly payment amount usually cannot increase by more than 7.5% of the then-existing principal and interest payment amount. The minimum payment may not be sufficient to pay the monthly interest due and in those situations a loan on which the customer has made a minimum payment is subject to “negative amortization,” where unpaid interest is added to the principal balance of the loan. The amount of interest that has been added to a loan balance is referred to as “deferred interest.” Total deferred interest of $3.7 billion at December 31, 2009, was down from $4.3 billion at December 31, 2008, due to loan modification efforts as well as falling interest rates resulting in the minimum payment option covering the interest and some principal on many loans. At December 31, 2009, approximately 47% of customers choosing the minimum payment option did not defer interest.
     Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. Loans with an original loan-to-value (LTV) ratio equal to or below 85% have a cap of 125% of the original loan balance, and these loans represent substantially all the Pick-a-Pay portfolio. Loans with an original LTV ratio above 85% have a cap of 110% of the original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or the 10-year anniversary of the loan. There exists a small population of Pick-a-Pay loans for which recast occurs at the five-year anniversary. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term.
     Due to the terms of the Pick-a-Pay portfolio, there is little recast risk over the next three years. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balances of loans to recast based on reaching the principal cap: $2 million in 2010, $1 million in 2011 and $4 million in 2012. In 2009, the amount of loans recast based on reaching the principal cap was $1 million. In addition, we would expect the following balances of loans to start fully amortizing due to reaching their recast anniversary date and also having a payment change at the recast date greater than the annual 7.5% reset: $44 million in 2010, $52 million in 2011 and $58 million in 2012. In 2009, the amount of loans reaching their recast anniversary date and also having a payment change over the annual 7.5% reset was $25 million.
     Table 24 reflects the geographic distribution of the Pick-a-Pay portfolio broken out between PCI loans and all other loans. In stressed housing markets with declining home prices and increasing delinquencies, the LTV ratio is a useful metric in predicting future real estate 1-4 family first mortgage loan performance, including potential charge-offs. Because PCI loans were initially recorded at fair value written down for expected credit losses, the ratio of the carrying value to the current collateral value for acquired loans with credit impairment will be lower as compared with the LTV based on the unpaid principal. For informational purposes, we have included both ratios in the following table.

Table 24: Pick-a-Pay Portfolio

	December 31, 2009
	PCI loans									All other loans
						Ratio of
						carrying
	Unpaid	Current				value to	Unpaid	Current
	principal	LTV		Carrying		current	principal	LTV		Carrying
(in millions)	balance	ratio	(1)	value	(2)	value	balance	ratio	(1)	value	(2)

California	$37,341	141%		$25,022		94%	$23,795	93%		$23,626
Florida	5,751	139		3,199		77	5,046	104		4,942
New Jersey	1,646	101		1,269		77	2,914	82		2,912
Texas	442	82		399		74	1,967	66		1,973
Arizona	1,410	143		712		72	1,124	101		1,106
Other states	8,506	110		6,428		82	13,716	86		13,650

Total Pick-a-Pay loans	$55,096			$37,029			$48,562			$48,209

(1)	The current LTV ratio is calculated as the unpaid principal balance plus the unpaid principal balance of any equity lines of credit that share common collateral divided by the collateral value. Collateral values are determined using AVMs and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(2)	Carrying value, which does not reflect the allowance for loan losses, includes purchase accounting adjustments, which, for PCI loans, are the nonaccretable difference and the accretable yield, and for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

     To maximize return and allow flexibility for customers to avoid foreclosure, we have in place several loss mitigation strategies for our Pick-a-Pay loan portfolio. We contact customers who are experiencing difficulty and may in certain cases modify the terms of a loan based on a customer’s documented income and other circumstances. We also are actively modifying the Pick-a-Pay portfolio. Because of the write-down of the PCI loans in purchase accounting, which have been aggregated in pools, our post merger modifications to PCI Pick-a-Pay loans have not resulted in any modification-related provision for credit losses. To the extent we modify loans not in the PCI Pick-a-Pay portfolio, we establish an impairment reserve in accordance with the applicable accounting requirements for loan restructurings.
     We also have taken steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at risk, we offer combinations of term extensions of up to 40 years (from 30 years), interest rate reductions, to charge no interest on a portion of the principal for some period of time and, in geographies with substantial property value declines, we will even offer permanent principal reductions. In 2009, we completed over 52,000 Pick-a-Pay loan modifications. The majority of the loan modifications were concentrated in our PCI Pick-a-Pay loan portfolio. Approximately 31% of the PCI portfolio was modified in 2009. Nearly 70,000 modification offers were proactively sent to customers during 2009. As part of the modification process, the loans are re-underwritten, income is documented and the negative amortization feature is eliminated. Most of the modifications result in material payment reduction to the customer. We continually reassess our loss mitigation strategies and may adopt additional or different strategies in the future. In fourth quarter 2009, the U.S. Treasury Department’s Home Affordable Modification Program (HAMP) was rolled out to the customers in this portfolio. As of December 31, 2009, over 45,000 HAMP applications were being reviewed by our loan servicing department. We believe a key factor to successful loss mitigation is tailoring the revised loan payment to the customer’s sustainable income.
CREDIT CARDS Our credit card portfolio, a portion of which is included in the Wells Fargo Financial discussion below, totaled $24.0 billion at December 31, 2009, which represents only 3% of our total outstanding loans and is smaller than the credit card portfolios of each of our large bank peers. Delinquencies of 30 days or more were 5.5% of credit card outstandings at December 31, 2009, up from 5.0% a year ago. Net charge-offs were 10.8% for 2009, up from 7.2% in 2008, reflecting high bankruptcy filings and the current economic environment. We have tightened underwriting criteria and imposed credit line management changes to minimize balance transfers and line increases.
WELLS FARGO FINANCIAL Wells Fargo Financial’s portfolio consists of real estate loans, substantially all of which are secured debt consolidation loans, and both prime and non-prime auto secured loans, unsecured loans and credit cards.
     Wells Fargo Financial had $25.8 billion and $29.1 billion in real estate secured loans at December 31, 2009 and 2008, respectively. Of this portfolio, $1.6 billion and $1.8 billion, respectively, was considered prime based on secondary market standards and has been priced to the customer accordingly. The remaining portfolio is non-prime but has been originated with standards to reduce credit risk. These loans were originated through our retail channel with documented income, LTV limits based on credit quality and property characteristics, and risk-based pricing. In addition, the loans were originated without teaser rates, interest-only or negative amortization features. Credit losses in the portfolio have increased in the current economic environment compared with historical levels, but performance remained similar to prime portfolios in the industry with overall loss rates of 3.13% in 2009 on the entire portfolio. At December 31, 2009, $8.4 billion of the portfolio was originated with customer FICO scores below 620, but these loans have further restrictions on LTV and debt-to-income ratios intended to limit the credit risk.
     Wells Fargo Financial also had $16.5 billion and $23.6 billion in auto secured loans and leases at December 31, 2009 and 2008, respectively, of which $4.4 billion and $6.3 billion, respectively, were originated with customer FICO scores below 620. Loss rates in this portfolio in 2009 were 5.12% for FICO scores of 620 and above, and 7.00% for FICO scores below 620. These loans were priced based on relative risk. Of this portfolio, $11.3 billion represented loans and leases originated through its indirect auto business, a channel Wells Fargo Financial ceased using near the end of 2008.
     Wells Fargo Financial had $8.1 billion and $8.4 billion in unsecured loans and credit card receivables at December 31, 2009 and 2008, respectively, of which $1.0 billion and $1.3 billion, respectively, was originated with customer FICO scores below 620. Net loss rates in this portfolio were 13.35% in 2009 for FICO scores of 620 and above, and 19.78% for FICO scores below 620. Wells Fargo Financial has been actively tightening credit policies and managing credit lines to reduce exposure given current economic conditions.
NONACCRUAL LOANS AND OTHER NONPERFORMING ASSETS
Table 25 shows the five-year trend for nonaccrual loans and other NPAs. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or

•	part of the principal balance has been charged off and no restructuring has occurred.
     Note 1 (Summary of Significant Accounting Policies –Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual loans.

Table 25: Nonaccrual Loans and Other Nonperforming Assets

	December 31,
(in millions)	2009	2008	2007	2006	2005

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$4,397	1,253	432	331	286
Real estate mortgage	3,984	594	128	105	165
Real estate construction	3,025	989	293	78	31
Lease financing	171	92	45	29	45

Total commercial and commercial real estate	11,577	2,928	898	543	527

Consumer:
Real estate 1-4 family first mortgage	10,100	2,648	1,272	688	471
Real estate 1-4 family junior lien mortgage	2,263	894	280	212	144
Other revolving credit and installment	332	273	184	180	171

Total consumer	12,695	3,815	1,736	1,080	786

Foreign	146	57	45	43	25

Total nonaccrual loans (1)(2)(3)	24,418	6,800	2,679	1,666	1,338

As a percentage of total loans	3.12%	0.79	0.70	0.52	0.43
Foreclosed assets:
GNMA loans (4)	$960	667	535	322	—
Other	2,199	1,526	649	423	191
Real estate and other nonaccrual investments (5)	62	16	5	5	2

Total nonaccrual loans and other nonperforming assets	$27,639	9,009	3,868	2,416	1,531

As a percentage of total loans	3.53%	1.04	1.01	0.76	0.49

(1)	Includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.
(2)	Excludes loans acquired from Wachovia that are accounted for as PCI loans.
(3)	Includes $9.5 billion and $3.6 billion at December 31, 2009, and December 31, 2008, respectively, of loans classified as impaired. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further information on impaired loans.
(4)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).
(5)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans, and nonaccrual debt securities.

     Total NPAs were $27.6 billion (3.53% of total loans) at December 31, 2009, and included $24.4 billion of nonaccrual loans and $3.2 billion of foreclosed assets, real estate, and other nonaccrual investments. Nonaccrual loans increased $17.6 billion from December 31, 2008. The rate of nonaccrual growth in 2009 was somewhat increased by the effect of purchase accounting applicable to substantially all of Wachovia’s nonaccrual loans as PCI loans at year-end 2008. This purchase accounting resulted in reclassifying all but $97 million of Wachovia’s nonaccruing loans to accruing status, virtually eliminating all nonaccrual loans as of our merger date, and limiting comparability of this metric and related credit ratios with prior periods and our peers. Typically, changes to nonaccrual loans period-over-period represent inflows for loans that reach a specified past due status, offset by reductions for loans that are charged off, sold, transferred to foreclosed properties, or are no longer classified as nonaccrual because they return to accrual status. During 2009, because of purchase accounting, the rate of growth in nonaccrual loans was higher than it would have been without PCI loan accounting. The impact of purchase accounting on our credit data should diminish over time. In addition, we have also increased loan modifications and restructurings to assist homeowners and other borrowers in the current difficult economic cycle.
This increase is expected to result in elevated nonaccrual loan levels for longer periods because consumer nonaccrual loans that have been modified remain in nonaccrual status until a borrower has made six consecutive contractual payments, inclusive of consecutive payments made prior to the modification. For a consumer accruing loan that has been modified, if the borrower has demonstrated performance under the previous terms and shows the capacity to continue to perform under the restructured terms, the loan will remain in accruing status. Otherwise, the loan will be placed in a nonaccrual status until the borrower has made six consecutive contractual payments.
     As explained in more detail below, we believe the loss exposure expected in our NPAs is mitigated by three factors. First, 96% of our nonaccrual loans are secured. Second, losses have already been recognized on 36% of total nonaccrual loans. Third, there is a segment of nonaccrual loans for which specific impairment reserves have been established in the allowance, while the remaining NPAs are covered by general reserves. We are seeing signs of stability in our credit portfolio, as growth in credit losses slowed during 2009. While losses are expected to remain elevated, a more favorable economic outlook and improved credit statistics in several portfolios further increase our confidence that our credit cycle is turning, provided economic conditions do not deteriorate further.

     Commercial and CRE nonaccrual loans amounted to $11.6 billion at December 31, 2009, compared with $2.9 billion at December 31, 2008. Of the $11.6 billion total commercial and CRE nonaccrual loans at December 31, 2009:
•	$7.4 billion have had $1.0 billion of loan impairments recorded for expected life-of-loan losses in accordance with impairment accounting standards;

•	the remaining $4.2 billion have reserves as part of the allowance for loan losses;

•	$10.7 billion (93%) are secured, of which $7.0 billion (61%) are secured by real estate, and the remainder secured by other assets such as receivables, inventory and equipment;
•	over one-third of these nonaccrual loans are paying interest that is being applied to principal; and

•	31% have been written down by approximately 52%.
     Consumer nonaccrual loans (including nonaccrual troubled debt restructurings (TDRs)) amounted to $12.7 billion at December 31, 2009, compared with $3.8 billion at December 31, 2008. The $8.9 billion increase in nonaccrual consumer loans from December 31, 2008, represented an increase of $7.5 billion in 1-4 family first mortgage loans and an increase of $1.4 billion in 1-4 family junior liens. In addition, there were accruing consumer TDRs of $6.2 billion at December 31, 2009. Of the $18.9 billion of consumer nonaccrual loans and accruing TDRs:
•	$6.1 billion have had charge-offs totaling $2.6 billion; consumer loans secured by real estate are charged-off to the appraised value, less cost to sell, of the underlying collateral when these loans reach 180 days delinquent;

•	$8.3 billion have $1.8 billion in life-of-loan TDR loss impairment reserves in addition to any charge-offs; and

•	the remaining $10.6 billion have reserves as part of the allowance for loan losses.
     Of the $12.7 billion of consumer nonaccrual loans:
•	$12.6 billion (99%) are secured, substantially all by real estate; and

•	21% have a combined LTV ratio of 80% or below.
     NPAs at December 31, 2009, included $960 million of loans that are FHA insured or VA guaranteed, which have little to no loss content, and $2.2 billion of foreclosed assets, which have been written down to the value of the underlying collateral. Foreclosed assets included $852 million that resulted from PCI loans.
     Table 26 summarizes NPAs for each of the four quarters of 2009. It shows a trend of declining increase in NPAs after the first quarter of 2009.

Table 26: Nonaccrual Loans and Other Nonperforming Assets During 2009

	December 31, 2009		September 30, 2009		June 30, 2009		March 31, 2009
		As a		As a		As a		As a
		% of		% of		% of		% of
		total		total		total		total
($ in millions)	Balances	loans	Balances	loans	Balances	loans	Balances	loans

Commercial and commercial real estate:
Commercial	$4,397	2.78%	$4,540	2.68%	$2,910	1.60%	$1,696	0.88%
Real estate mortgage	3,984	3.80	2,856	2.76	2,343	2.26	1,324	1.26
Real estate construction	3,025	10.18	2,711	8.55	2,210	6.65	1,371	4.04
Lease financing	171	1.20	157	1.11	130	0.89	114	0.77

Total commercial and commercial real estate	11,577	3.77	10,264	3.22	7,593	2.28	4,505	1.30
Consumer:
Real estate 1-4 family first mortgage	10,100	4.40	8,132	3.50	6,000	2.53	4,218	1.74
Real estate 1-4 family junior lien mortgage	2,263	2.18	1,985	1.90	1,652	1.54	1,418	1.29
Other revolving credit and installment	332	0.37	344	0.38	327	0.36	300	0.33

Total consumer	12,695	2.84	10,461	2.32	7,979	1.74	5,936	1.27
Foreign	146	0.50	144	0.48	226	0.75	75	0.24

Total nonaccrual loans	24,418	3.12	20,869	2.61	15,798	1.92	10,516	1.25

Foreclosed assets:
GNMA loans	960		840		932		768
All other	2,199		1,687		1,592		1,294

Total foreclosed assets	3,159		2,527		2,524		2,062

Real estate and other nonaccrual investments	62		55		20		34

Total nonaccrual loans and other nonperforming assets	$27,639	3.53%	$23,451	2.93%	$18,342	2.23%	$12,612	1.50%

Change from prior quarter	$4,188		5,109		5,730		3,603

     While commercial and CRE nonaccrual loans were up in 2009, the dollar amount of the increase declined between quarters and the rate of growth slowed considerably throughout the year. Commercial and CRE nonaccrual loans increased $8.6 billion, or 295%, from December 31, 2008. Similarly, the growth rate in consumer nonaccrual loans also slowed in 2009. Wells Fargo’s consumer nonaccrual loans increased $8.9 billion, or 233%, from December 31, 2008. Wachovia’s Pick-a-Pay portfolio represents the largest portion of consumer nonaccrual loans and was up $3.3 billion in 2009.
     Total consumer TDRs amounted to $8.3 billion at December 31, 2009, compared with $1.6 billion at December 31, 2008. Of the TDRs, $2.1 billion at December 31, 2009, and $409 million at December 31, 2008, were classified as nonaccrual. Consumer loans that enter into a TDR before they reach nonaccrual status (normally 120 days past due) remain in accrual status as long as they continue to perform according to the terms of the TDR. We strive to identify troubled loans and work with the customer to modify to more affordable terms before their loan reaches nonaccrual status. Accordingly, during 2009 most consumer loans were in accrual status at the time of TDR and therefore most of our consumer TDR loans are in accrual status at the end of the year. We establish an impairment reserve when a loan is restructured in a TDR.
     At December 31, 2008, total nonaccrual loans were $6.8 billion (0.79% of total loans) up from $2.7 billion (0.70%) at December 31, 2007. A significant portion of the $4.1 billion increase in nonaccrual loans was in the real estate 1-4 family first mortgage portfolio, including $742 million in Wells Fargo Financial real estate and $424 million in Wells Fargo Home Mortgage, and was due to the national rise in mortgage default rates. Total NPAs were $9.0 billion (1.04% of total loans) at December 31, 2008, compared with $3.9 billion (1.01%) at December 31, 2007. Total NPAs at December 31, 2008, excluded $20.0 billion of PCI loans that were previously reflected as nonperforming by Wachovia.
     We expect NPAs to continue to grow, in part reflecting our efforts to modify more real estate loans to reduce foreclosures and keep customers in their homes. We remain focused on proactively identifying problem credits, moving them to non-performing status and recording the loss content in a timely manner. We have increased and will continue to increase staffing in our workout and collection organizations to ensure these troubled borrowers receive the attention and help they need. See the “Risk Management — Allowance for Credit Losses” section in this Report for additional discussion. The performance of any one loan can be affected by external factors, such as economic or market conditions, or factors affecting a particular borrower.
     If interest due on the book balances of all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $815 million of interest would have been recorded as income in 2009, compared with $71 million recorded as interest income.
     At December 31, 2009, substantially all of our foreclosed assets of $3.2 billion have been in the portfolio one year or less.
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family first mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual. PCI loans are excluded from the disclosure of loans 90 days or more past due and still accruing interest. Even though certain of them are 90 days or more contractually past due, they are considered to be accruing because the interest income on these loans relates to the establishment of an accretable yield under the accounting for PCI loans and not to contractual interest payments.
     Loans 90 days or more past due and still accruing totaled $22.2 billion, $11.8 billion, $6.4 billion, $5.1 billion and $3.6 billion at December 31, 2009, 2008, 2007, 2006 and 2005, respectively. The total included $15.3 billion, $8.2 billion, $4.8 billion, $3.9 billion and $2.9 billion for the same dates, respectively, in advances pursuant to our servicing agreements to GNMA mortgage pools and similar loans whose repayments are insured by the FHA or guaranteed by the VA.
     Table 27 reflects loans 90 days or more past due and still accruing excluding the insured/guaranteed GNMA and similar loans.

Table 27:	Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed GNMA and Similar Loans)

				December 31,
(in millions)	2009	2008	2007	2006	2005

Commercial and commercial real estate:
Commercial	$590	218	32	15	18
Real estate mortgage	1,183	88	10	3	13
Real estate construction	740	232	24	3	9

Total commercial and commercial real estate	2,513	538	66	21	40

Consumer:
Real estate
1-4 family first mortgage (1)	1,623	883	286	154	103
Real estate
1-4 family junior lien mortgage	515	457	201	63	50
Credit card	795	687	402	262	159
Other revolving credit and installment	1,333	1,047	552	616	290

Total consumer	4,266	3,074	1,441	1,095	602

Foreign	73	34	52	44	41

Total	$6,852	3,646	1,559	1,160	683

(1)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

NET CHARGE-OFFS Table 28 presents net charge-offs for the four quarters and full year of 2009.
Table 28: Net Charge-offs

	Year ended		Quarter ended
	December 31, 2009		December 31, 2009		September 30, 2009		June 30, 2009		March 31, 2009
		As a		As a		As a		As a		As a
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	average	charge-	average	charge-	average	charge-	average	charge-	average
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)

Commercial and commercial real estate:
Commercial	$3,111	1.72%	$927	2.24%	$924	2.09%	$704	1.51%	$556	1.15%
Real estate mortgage	725	0.70	349	1.32	209	0.80	146	0.56	21	0.08
Real estate construction	959	2.91	375	4.82	249	3.01	232	2.76	103	1.21
Lease financing	209	1.42	49	1.37	82	2.26	61	1.68	17	0.43

Total commercial and commercial real estate	5,004	1.50	1,700	2.15	1,464	1.78	1,143	1.35	697	0.80
Consumer:
Real estate 1-4 family first mortgage	3,133	1.31	1,018	1.74	966	1.63	758	1.26	391	0.65
Real estate 1-4 family junior lien mortgage	4,638	4.34	1,329	5.09	1,291	4.85	1,171	4.33	847	3.12
Credit card	2,528	10.82	634	10.61	648	10.96	664	11.59	582	10.13
Other revolving credit and installment	2,668	2.94	686	3.06	682	3.00	604	2.66	696	3.05

Total consumer	12,967	2.82	3,667	3.24	3,587	3.13	3,197	2.77	2,516	2.16
Foreign	197	0.64	46	0.62	60	0.79	46	0.61	45	0.56

Total	$18,168	2.21%	$5,413	2.71%	$5,111	2.50%	$4,386	2.11%	$3,258	1.54%

(1)	Annualized
     Net charge-offs in 2009 were $18.2 billion (2.21% of average total loans outstanding) compared with $7.8 billion (1.97%) in 2008. The year over year increase in net charge-offs is significantly impacted by the merger as the 2008 totals reflect only Wells Fargo loss results. Approximately half of the increase in net charge-offs from 2008 came from deterioration in the non-PCI Wachovia portfolio; charge-offs from these portfolios took two to three quarters to emerge as a result of purchase accounting at the end of 2008. The increases in losses during the year were anticipated given the economic conditions in the marketplace affecting our customers. The pace of loss increases decelerated quarter to quarter throughout the year as the loss levels in several portfolios have seen some level of stabilization. While increases in losses were distributed across the portfolio, the majority of the increase was concentrated in commercial, CRE and consumer real estate. The increases in the commercial and CRE portfolios were influenced by the impact on those businesses providing consumer cyclical goods and services or those related to the residential real estate industry. For the consumer real estate portfolios, continued property value disruption combined with rising unemployment affected loss levels.
     Net charge-offs in the 1-4 family first mortgage portfolio totaled $3.1 billion in 2009. Our relatively high-quality 1-4 family first mortgage portfolio continued to reflect relatively low loss rates, although until housing prices fully stabilize, these credit losses will continue to remain elevated. Credit card charge-offs increased $1.1 billion to $2.5 billion in 2009. We continued to see increases in delinquency and loss levels in the consumer unsecured loan portfolios as a result of higher unemployment.
     Net charge-offs in the real estate 1-4 family junior lien portfolio were $4.6 billion in 2009. The rise in unemployment levels is also increasing the frequency of loss. More information about the Home Equity portfolio is available in Table 23 in this Report and related discussion.
     Commercial and CRE net charge-offs were $5.0 billion in 2009 compared with $1.8 billion a year ago. Wholesale credit results continued to deteriorate. Commercial lending requests slowed during 2009 as borrowers continued to reduce their receivable and inventory levels to conserve cash.
     In 2008, net charge-offs were $7.8 billion (1.97% of average total loans), up $4.3 billion from $3.5 billion (1.03%) in 2007. Commercial and CRE net charge-offs increased $1.3 billion in 2008 from 2007, of which $379 million was from loans originated through our Business Direct channel. Business Direct consists primarily of unsecured lines of credit to small firms and sole proprietors that tend to perform in a manner similar to credit cards. Total wholesale net charge-offs (excluding Business Direct) were $967 million (0.11% of average loans). The remaining balance of commercial and CRE loans (real estate mortgage, real estate construction and lease financing) experienced some deterioration from 2007 with loss levels increasing, reflecting the credit environment in 2008.
     Home Equity net charge-offs were $2.2 billion (2.59% of average Home Equity loans) in 2008, compared with $595 million (0.73%) in 2007. Since our loss experience through third party channels was significantly worse than other retail channels, in 2007 we segregated these indirect loans into a liquidating portfolio. We also experienced increased net charge-offs in our unsecured consumer portfolios, such as credit cards and lines of credit, in part due to growth and in part due to increased economic stress in households.

     Wells Fargo Financial auto portfolio net charge-offs for 2008 were $1.2 billion (4.50% of average auto loans), compared with $1.0 billion (3.45%) in 2007. While we continued to reduce the size of this portfolio and limited additional growth, the economic environment adversely affected portfolio results. We remained focused on our loss mitigation strategies; however, credit performance deteriorated as a result of increased unemployment and depressed used car values, resulting in higher than expected losses for 2008.
ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date and excludes PCI loans which have a nonaccretable difference to absorb losses and loans carried at fair value. The detail of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     We employ a disciplined process and methodology to establish our allowance for loan losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade specific loss factors. The process involves difficult, subjective, and complex judgments. In addition, we review several credit ratio trends, such as the ratio of the allowance for loan losses to nonaccrual loans and the ratio of the allowance for loan losses to net charge-offs. These trends are not determinative of the adequacy of the allowance as we use several analytical tools in determining the adequacy of the allowance.
     For individually graded (typically commercial) portfolios, we generally use loan-level credit quality ratings, which are based on borrower information and strength of collateral, combined with historically based grade specific loss factors. The allowance for individually rated nonaccruing commercial loans with an outstanding exposure of $5 million or greater is determined through an individual impairment analysis. For statistically evaluated portfolios (typically consumer), we generally leverage models which use credit-related characteristics such as credit rating scores, delinquency migration rates, vintages, and portfolio concentrations to estimate loss content. Additionally, the allowance for consumer TDRs is based on the risk characteristics of the modified loans and the resultant estimated cash flows discounted at the pre-modification effective yield of the loan. While the allowance is determined using product and business segment estimates, it is available to absorb losses in the entire loan portfolio.
     At December 31, 2009, the allowance for loan losses totaled $24.5 billion (3.13% of total loans), compared with $21.0 billion (2.43%), at December 31, 2008. The allowance for credit losses was $25.0 billion (3.20% of total loans) at December 31, 2009, and $21.7 billion (2.51%) at December 31, 2008. The allowance for credit losses included $333 million related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting write-downs. The reserve for unfunded credit commitments was $515 million at December 31, 2009, and $698 million at December 31, 2008. In addition to the allowance for credit losses there was $22.9 billion of nonaccretable difference at December 31, 2009, to absorb losses for PCI loans.
     The ratio of the allowance for credit losses to total nonaccrual loans was 103% and 319% at December 31, 2009 and 2008, respectively. The decrease in this ratio reflects some deterioration in the underlying loan portfolio. However, the trend in the ratio is also profoundly affected by the impact of purchase accounting eliminating virtually all legacy Wachovia nonaccrual loans at December 31, 2008. In general, this ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2009.
     The ratio of the allowance for loan losses to annual net charge-offs was 135%, 268% and 150% at December 31, 2009, 2008 and 2007, respectively. The decline in this ratio from 2008 is largely due to the fact that only legacy Wells Fargo losses were included in 2008, but the allowance anticipated emerging losses from the combined portfolios. The allowance as of December 31, 2008, anticipated the increased charge-offs that occurred over 2009, while the allowance for December 31, 2009, anticipates inherent losses that will be recognized as charge-offs in future periods. When anticipated charge-offs are projected to decline from current levels, this ratio will shrink. As more of the portfolio experiences charge-offs, charge-off levels continue to increase and the remaining portfolio is anticipated to consist of higher quality vintage loans subjected to tightened underwriting standards administered during the downturn in the credit cycle. As charge-off levels peak, we anticipate coverage levels will shrink until charge-off levels return to more normalized levels. This ratio may fluctuate significantly from period to period due to many factors, including general economic conditions, customer credit strength and the marketability of collateral. The allowance for loan losses reflects management’s estimate of credit losses inherent in the loan portfolio based on loss emergence periods of the respective loans, underlying economic and market conditions, among other factors. See the “Critical Accounting Policies – Allowance for Credit Losses” section in this Report for additional information. The allowance for loan losses at December 31, 2008, also includes the allowance acquired from the Wachovia acquisition (except for PCI loans), while 2008 net charge-offs do not include activity related to Wachovia.
     The provision for credit losses totaled $21.7 billion in 2009, $16.0 billion in 2008 and $4.9 billion in 2007. In 2009, the provision of $21.7 billion included a credit reserve build of $3.5 billion, which was primarily driven by three factors: (1) deterioration in economic conditions that increased the projected losses in our commercial portfolios, (2) additional reserves associated with loan modification programs designed to keep qualifying borrowers in their homes, and (3) the establishment of additional reserves for PCI loans.
     In 2008, the provision of $16.0 billion included a credit reserve build of $8.1 billion in excess of net charge-offs, which included $3.9 billion to conform loss emergence coverage periods to the most conservative of each company within FFIEC guidelines. The remainder of the reserve build was attributable to higher projected loss rates across the majority of the consumer credit businesses, and some credit deterioration and growth in the wholesale portfolios.
     In 2007, the provision of $4.9 billion included a credit reserve build of $1.4 billion in excess of net charge-offs, which was our estimate of the increase in incurred losses in our loan portfolio at year-end 2007, primarily related to the Home Equity portfolio.
     Table 29 presents the allocation of the allowance for credit losses by type of loans. The $3.3 billion increase in the allowance for credit losses from year-end 2008 to year-end 2009 largely reflects continued stress in both the commercial and residential real estate sectors, and includes reserve builds reflecting the significant increase in modified residential real estate loans that result in TDRs. In determining the appropriate allowance attributable to our residential real estate portfolios, the loss rates used in our analysis include the impacts of our established loan modification programs. When modifications occur or are probable to occur, our allowance reflects the impact of these modifications, taking into consideration the associated credit cost, including re-defaults of modified loans and projected loss severity. The loss content associated with existing and probable loan modifications has been considered in our allowance reserving methodology.
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

Table 29: Allocation of the Allowance for Credit Losses (ACL)

	December 31,
	2009		2008		2007		2006		2005
		Loans		Loans		Loans		Loans		Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
(in millions)	ACL	loans	ACL	loans	ACL	loans	ACL	loans	ACL	loans

Commercial and commercial real estate:
Commercial	$4,175	20%	$4,129	23%	$1,137	24%	$1,051	22%	$926	20%
Real estate mortgage	2,577	13	1,011	12	288	9	225	9	253	9
Real estate construction	1,063	4	1,023	4	156	5	109	5	115	4
Lease financing	181	2	135	2	51	2	40	2	51	2

Total commercial and commercial real estate	7,996	39	6,298	41	1,632	40	1,425	38	1,345	35

Consumer:
Real estate 1-4 family first mortgage	6,407	29	4,938	28	415	19	186	17	229	25
Real estate 1-4 family junior lien mortgage	5,311	13	4,496	13	1,329	20	168	21	118	19
Credit card	2,745	3	2,463	3	834	5	606	5	508	4
Other revolving credit and installment	2,266	12	3,251	11	1,164	14	1,434	17	1,060	15

Total consumer	16,729	57	15,148	55	3,742	58	2,394	60	1,915	63

Foreign	306	4	265	4	144	2	145	2	149	2

Total allocated	25,031	100%	21,711	100%	5,518	100%	3,964	100%	3,409	100%

Unallocated component of allowance	—		—		—		—		648

Total	$25,031		$21,711		$5,518		$3,964		$4,057

     We believe the allowance for credit losses of $25.0 billion was adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2009. The allowance for credit losses is subject to change and considers existing factors at the time, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic environment, it is possible that unanticipated economic deterioration would create incremental credit losses not anticipated as of the balance sheet date. Our process for determining the adequacy of the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

RESERVE FOR MORTGAGE LOAN REPURCHASE LOSSES We sell mortgage loans to various parties, including government-sponsored entities (GSEs), under contractual provisions that include various representations and warranties which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and similar matters. We may be required to repurchase the mortgage loans with identified defects, indemnify the investor or insurer, or reimburse the investor for credit loss incurred on the loan (collectively “repurchase”) in the event of a material breach of such contractual representations or warranties. On occasion, we may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We manage the risk associated with potential repurchases or other forms of settlement through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor and secondary market standards.
     We establish mortgage repurchase reserves related to various representations and warranties that reflect management’s estimate of losses based on a combination of factors. Such factors incorporate estimated levels of defects based on internal quality assurance sampling, default expectations, historical investor repurchase demand and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a reserve at the time loans are sold and continually update our reserve estimate during their life. Although investors may demand repurchase at any time, the majority of repurchase demands occurs in the first 24 to 36 months following origination of the mortgage loan and can vary by investor. Currently, repurchase demands primarily relate to 2006 through 2008 vintages.
     During 2009 we experienced elevated levels of repurchase activity measured by number of loans, investor repurchase demands and our level of repurchases. These trends accelerated in the fourth quarter. We repurchased or otherwise settled mortgage loans with balances of $1.3 billion in 2009, compared with $426 million in 2008. We incurred losses on repurchase activity of $514 million in 2009, compared with $251 million in 2008. Our reserve for repurchases, included in “Accrued expenses and other liabilities” in our consolidated financial statements, was $1.0 billion at December 31, 2009, and $589 million at December 31, 2008. To the extent that repurchased loans are nonperforming, the loans are classified as nonaccrual. Nonperforming loans included $275 million of repurchased loans at December 31, 2009, and $193 million at December 31, 2008.
     Approximately three-fourths of our repurchases were government agency conforming loans from Freddie Mac and Fannie Mae. The increase in repurchase and settlement activity during 2009 primarily related to weaker economic conditions as investors, predominantly GSEs, made increased demands associated with higher levels of defaulted loans. Our appeals success rate improved from 2008 to 2009 reflecting our enhanced and more timely loss mitigation efforts.
However, the annual loss increased year over year due to higher volumes. The appeals success rate is one indicator of our future repurchase losses and may also be affected by factors such as the quality of repurchase demands, the mix of reasons for the demands, and investor repurchase demand strategies.
     To the extent that economic conditions and the housing market do not recover or future investor repurchase demand and appeals success rates differ from past experience, we could continue to have increased demands and increased loss severity on repurchases, causing future additions to the repurchase reserve. However, some of the underwriting standards that were permitted by the GSEs for conforming loans in the 2006 through 2008 vintages, which significantly contributed to recent levels of repurchase demands, were tightened starting in mid to late 2008. Accordingly, we do not expect a similar level of repurchase requests from the 2009 and prospective vintages, absent deterioration in economic conditions.
Asset/Liability Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO) — which oversees these risks and reports periodically to the Finance Committee of the Board of Directors — consists of senior financial and business executives. Each of our principal business groups has its own asset/liability management committee and process linked to the Corporate ALCO process.
INTEREST RATE RISK Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:
•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally falling, earnings will initially decline);

•	assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is falling, we may reduce rates paid on checking and savings deposit accounts by an amount that is less than the general decline in market interest rates);

•	short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may affect new loan yields and funding costs differently); or

•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, MBS held in the securities available-for-sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income).
     Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSRs and other financial instruments, the value of the pension liability and other items affecting earnings.

     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2009, our most recent simulation indicated estimated earnings at risk of approximately 5% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate rises to 4.25% and the 10-year Constant Maturity Treasury bond yield rises to 5.50%. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our hedging strategies for MSRs. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.
     We use exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair value of these derivatives as of December 31, 2009 and 2008, are presented in Note 15 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in three main ways:
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
MORTGAGE BANKING INTEREST RATE AND MARKET RISK We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. Based on market conditions and other factors, we reduce credit and liquidity risks by selling or securitizing some or all of the long-term fixed-rate mortgage loans we originate and most of the ARMs we originate. On the other hand, we may hold originated ARMs and fixed-rate mortgage loans in our loan portfolio as an investment for our growing base of core deposits. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs or fixed-rate mortgages as part of our corporate asset/liability management. We may also acquire and add to our securities available for sale a portion of the securities issued at the time we securitize mortgages held for sale (MHFS).
     Notwithstanding the continued downturn in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue growth continued to be positive, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during the year.
     Interest rate and market risk can be substantial in the mortgage business. Changes in interest rates may potentially reduce total origination and servicing fees, the value of our residential MSRs measured at fair value, the value of MHFS and the associated income and loss reflected in mortgage banking noninterest income, the income and expense associated with instruments (economic hedges) used to hedge changes in the fair value of MSRs and MHFS, and the value of derivative loan commitments (interest rate “locks”) extended to mortgage applicants.
     Interest rates affect the amount and timing of origination and servicing fees because consumer demand for new mortgages and the level of refinancing activity are sensitive to changes in mortgage interest rates. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and may also lead to an increase in servicing fee income, depending on the level of new loans added to the servicing portfolio and prepayments. Given the time it takes for consumer behavior to fully react to interest rate changes, as well as the time required for processing a new application, providing the commitment, and securitizing and selling the loan, interest rate changes will affect origination and servicing fees with a lag. The amount and timing of the impact on origination and servicing fees will depend on the magnitude, speed and duration of the change in interest rates.
     We elected to measure MHFS at fair value prospectively for new prime MHFS originations for which an active secondary market and readily available market prices existed to reliably support fair value pricing models used for these loans. At December 31, 2008, we measured at fair value similar MHFS acquired from Wachovia. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs and fees are recognized when incurred. We also elected to measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe that the election for new prime MHFS and other interests held, which are now hedged with free-standing derivatives (economic hedges) along with our MSRs, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2008 and 2009, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale.
     We initially measure and carry our residential MSRs at fair value, which represent substantially all of our MSRs. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized.

We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. The valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs, including prepayment speeds, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements.
     A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income, net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs. We may choose not to fully hedge all of the potential decline in the value of our MSRs resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” An increase in interest rates generally reduces the propensity for refinancing, extends the expected duration of the servicing portfolio and therefore increases the estimated fair value of the MSRs. However, an increase in interest rates can also reduce mortgage loan demand and therefore reduce origination income. In 2009, a $1.5 billion decrease in the fair value of our MSRs and $6.8 billion of gains on free-standing derivatives used to hedge the MSRs resulted in a net gain of $5.3 billion. This net gain was largely due to hedge-carry income reflecting the current low short-term interest rate environment.
     The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments comprising the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Since market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2009, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.
     Mortgage forward contracts are designed to pass the full economics of the underlying reference mortgage securities to the holder of the contract including both the directional gain or loss from the forward delivery of the reference securities and the corresponding carry income. Carry income represents the contract’s price accretion from the forward delivery price to the current spot price including both the yield earned on the reference securities and the market implied cost of financing during the period. The actual amount of carry income earned on the hedge each quarter will depend on the amount of the underlying asset that is hedged and the particular instruments comprising the hedge. The level of carry income is driven by the slope of the yield curve and other market driven supply and demand factors impacting the specific reference securities. A steep yield curve generally produces higher carry income while a flat or inverted yield curve can result in lower or potentially negative carry income. The level of carry income is also impacted by the type of instrument used. In general, mortgage forward contracts tend to produce higher carry income than interest rate swap contracts. Carry income is recognized over the life of the mortgage forward as a component of the contract’s mark to market gain or loss. We expect hedge carry income to remain strong as long as the yield curve remains at historically steep levels and, in particular, as long as market implied financing costs remain low.
     During fourth quarter 2009, mortgage interest rates increased, resulting in a valuation increase in the MSRs asset due to slower prepayment speed assumptions and the corresponding extension of the expected life of the MSRs asset, and a directional valuation decline on the hedge position due to the decrease in the price of the mortgage securities underlying the mortgage forward purchase contract. However, because the increase in mortgage rates during that quarter was relatively small, and the yield on our mortgage forward purchase contracts was relatively high compared with implied financing costs, the carry income component of the hedge valuation change exceeded the directional loss embedded in that valuation and as a result, the total hedge result was positive even though the value of the underlying MSR asset increased in the quarter.
     Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires sophisticated modeling and constant monitoring. While we attempt to balance these various aspects of the mortgage business, there are several potential risks to earnings:
•	MSRs valuation changes associated with interest rate changes are recorded in earnings immediately within the accounting period in which those interest rate changes occur, whereas the impact of those same changes in interest rates on origination and servicing fees occur with a lag and over time. Thus, the mortgage business could be protected from adverse changes in interest rates over a period of time on a cumulative basis but still display large variations in income from one accounting period to the next.

•	The degree to which the “natural business hedge” offsets changes in MSRs valuations is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.

•	Origination volumes, the valuation of MSRs and hedging results and associated costs are also affected by many factors. Such factors include the mix of new business between ARMs and fixed-rate mortgages, the relationship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.

•	While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARMs production held for sale from changes in mortgage interest rates may or may not be fully offset by Treasury and LIBOR index-based financial instruments used as economic hedges for such ARMs. Additionally, the hedge-carry income we earn on our economic hedges for the MSRs may not continue if the spread between short-term and long-term rates decreases.
     The total carrying value of our residential and commercial MSRs was $17.1 billion at December 31, 2009, and $16.2 billion at December 31, 2008. The weighted-average note rate on the owned servicing portfolio was 5.66% at December 31, 2009, and 5.92% at December 31, 2008. Our total MSRs were 0.91% of mortgage loans serviced for others at December 31, 2009, compared with 0.87% at December 31, 2008.
     As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. These derivative loan commitments are recognized at fair value in the balance sheet with changes in their fair values recorded as part of mortgage banking noninterest income. The fair value of these commitments include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan as part of the fair value measurement of derivative loan commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment, referred to as a fall-out factor. The value of the underlying loan commitment is affected primarily by changes in interest rates and the passage of time.
     Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we utilize forwards and options, Eurodollar futures, and options, and Treasury futures, forwards and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.
MARKET RISK – TRADING ACTIVITIES From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives used in our trading businesses are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2009 and 2008, are included in Note 15 (Derivatives) to Financial Statements in this Report. Open, “at risk” positions for all trading businesses are monitored by Corporate ALCO.
     The standardized approach for monitoring and reporting market risk for the trading activities consists of value-at-risk (VaR) metrics complemented with factor analysis and stress testing. VaR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VaR at a 99% confidence interval based on actual changes in rates and prices over the past 250 trading days. The analysis captures all financial instruments that are considered trading positions. The average one-day VaR throughout 2009 was $62 million, with a lower bound of $25 million and an upper bound of $130 million. The average VaR for fourth quarter 2009 was $45 million with the decline from the annual average primarily reflecting risk-reduction strategies.
MARKET RISK – EQUITY MARKETS We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board of Directors (Board). The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews the valuations of these investments at least quarterly and assesses them for possible OTTI. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Nonmarketable investments included private equity investments of $3.8 billion and $3.0 billion accounted for under the cost method at December 31, 2009 and 2008, respectively, and $5.1 billion and $6.4 billion, respectively, accounted for under the equity method. Private equity investments are subject to OTTI. Principal investments totaled $1.4 billion and $1.3 billion at December 31, 2009 and 2008, respectively. Principal investments are carried at fair value with net unrealized gains and losses reported in noninterest income.
     As part of our business to support our customers, we trade public equities, listed/OTC equity derivatives and convertible bonds. We have risk mandates that govern these activities. We also have marketable equity securities in the securities available-for-sale portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and periodically include OTTI charges. The fair value and cost of marketable equity securities was $5.6 billion and $4.7 billion at December 31, 2009, and $6.1 billion and $6.3 billion, respectively, at December 31, 2008.
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
     Debt securities in the securities available-for-sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 5.6 years at December 31, 2009. Of the $162.3 billion (cost basis) of debt securities in this portfolio at December 31, 2009, $48.1 billion (30%) is expected to mature or be prepaid in 2010 and an additional $25.1 billion (15%) in 2011. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the Federal Home Loan Banks, the FRB, or the U.S. Treasury. In 2009, we sold mortgage loans of $394 billion. The amount of mortgage loans and other consumer loans available to be sold, securitized or pledged was approximately $240 billion at December 31, 2009.
     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits funded 60.4% and 53.8% of average total assets in 2009 and 2008, respectively.
     Additional funding is provided by long-term debt (including trust preferred securities), other foreign deposits, and short-term borrowings (federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings). Long-term debt averaged $231.8 billion in 2009 and $102.3 billion in 2008. Short-term borrowings averaged $52.0 billion in 2009 and $65.8 billion in 2008. We reduced short-term borrowings due to the continued liquidation of previously identified non-strategic and liquidating loan portfolios, soft loan demand and strong deposit growth.
     We anticipate making capital expenditures of approximately $1.1 billion in 2010 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including cash flows from operations and borrowings.
     Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding through issuances of registered debt securities, private placements and asset-backed secured funding. Investors in the long-term capital markets generally will consider, among other factors, a company’s debt rating in making investment decisions. Wells Fargo Bank, N.A. is rated “Aa2,” by Moody’s Investors Service, and “AA,” by Standard & Poor’s (S&P) Rating Services. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, and level and quality of earnings. Material changes in these factors could result in a different debt rating; however, a change in debt rating would not cause us to violate any of our debt covenants.
     Table 30 provides the credit ratings of the Company, Wells Fargo Bank, N.A. and Wachovia Bank, N.A. as of February 26, 2010.

Table 30: Credit Ratings

	Wells Fargo & Company					Wells Fargo Bank, N.A.			Wachovia Bank, N.A.
	Senior	Subordinated		Commercial		Long-term	Short-term		Long-term	Short-term
	debt	debt		paper		deposits	borrowings		deposits	borrowings

Moody’s	A1	A2		P-1		Aa2	P-1		Aa2	P-1
S&P	AA-	A	+	A-1	+	AA	A-1	+	AA	A-1	+
Fitch, Inc.	AA-	A	+	F1	+	AA	F1	+	AA	F1	+
DBRS	AA	AA	*	R-1	**	AA***	R-1	***	AA***	R-1	***

*low ** middle *** high

     Wells Fargo participated in the FDIC’s Temporary Liquidity Guarantee Program (TLGP) during 2009. The TLGP had two components: the Debt Guarantee Program, which provided a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provided a temporary unlimited guarantee of funds in noninterest bearing transaction accounts at FDIC insured institutions. The Debt Guarantee Program expired on October 31, 2009, and Wells Fargo opted out of the temporary unlimited guarantee of funds effective December 31, 2009.

Parent. Under SEC rules, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. “Well-known seasoned issuers” generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. In June 2009, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. This registration statement replaces a registration statement for the issuance of similar securities that expired in June 2009. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt.
     At December 31, 2009, the Parent had outstanding short-term and long-term debt under these authorities of $10.2 billion and $119.5 billion, respectively. During 2009, the Parent issued a total of $3.5 billion in registered senior notes guaranteed by the FDIC under the TLGP and an additional $2.0 billion in non-guaranteed registered senior notes. Effective August 2009, the Parent established an SEC registered $25 billion medium-term note program (MTN), under which it may issue senior and subordinated debt securities. In December 2009, the Parent established a $25 billion European medium-term note programme (EMTN), under which it may issue senior and subordinated debt securities. In addition, the Parent has an A$5.0 billion Australian medium-term note programme (AMTN), under which it may issue senior and subordinated debt securities. The EMTN and AMTN securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration. The Parent has $23.0 billion, $25.0 billion and A$1.75 billion available for issuance under the MTN, EMTN and AMTN, respectively. The proceeds from securities issued in 2009 were used for general corporate purposes, and we expect that the proceeds from securities issued in the future will also be used for general corporate purposes. The Parent also issues commercial paper from time to time, subject to its short-term debt limit.
Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $50 billion in outstanding long-term debt. In December 2007, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in long-term senior or subordinated notes. During 2009, Wells Fargo Bank, N.A. issued $14.5 billion in short-term notes. At December 31, 2009, Wells Fargo Bank, N.A. had remaining issuance capacity on the bank note program of $50 billion in short-term senior notes and $50 billion in long-term senior or subordinated notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations.
Wells Fargo Financial. In February 2008, Wells Fargo Financial Canada Corporation (WFFCC), an indirect wholly-owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions CAD$7.0 billion in medium-term notes for distribution from time to time in Canada. At December 31, 2009, CAD$5.5 billion remained available for future issuance. In January 2010, WFFCC filed a new short form base shelf prospectus, replacing the February 2008 base shelf prospectus and qualifying a total of CAD$7.0 billion of issuance authority. All medium-term notes issued by WFFCC are unconditionally guaranteed by the Parent.
FEDERAL HOME LOAN BANK MEMBERSHIP We are a member of the Federal Home Loan Banks based in Atlanta, Dallas, Des Moines and San Francisco (collectively, the FHLBs). Each member of each of the FHLBs is required to maintain a minimum investment in capital stock of the applicable FHLB. The board of directors of each FHLB can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Board. Because the extent of any obligation to increase our investment in any of the FHLBs depends entirely upon the occurrence of a future event, potential future payments to the FHLBs are not determinable.

Capital Management

We have an active program for managing stockholders’ equity and regulatory capital and we maintain a comprehensive process for assessing the Company’s overall capital adequacy. We generate capital internally primarily through the retention of earnings net of dividends, and through the issuance of common stock to certain benefit plans. Our objective is to maintain capital levels at the Company and its bank subsidiaries above the regulatory “well-capitalized” thresholds by an amount commensurate with our risk profile. Our potential sources of stockholders’ equity include retained earnings and issuances of common and preferred stock. Retained earnings increased $5.0 billion from December 31, 2008, predominantly from Wells Fargo net income of $12.3 billion, less common and preferred dividends and accretion of $6.4 billion. On March 6, 2009, the Board reduced the common stock dividend to $0.05 to retain current period earnings and build common equity. During 2009, we issued approximately 958 million shares, with net proceeds of $22.0 billion of common stock, including 882 million shares ($20.5 billion) in two common stock offerings and 76 million shares from time to time during the period under various employee benefit (including our employee stock option plan) and director plans, as well as under our dividend reinvestment and direct stock purchase programs.
     In October 2008, we issued to the Treasury Department under its CPP 25,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value, having a liquidation amount per share equal to $1,000,000, for a total price of $25 billion. We paid cumulative dividends on the preferred securities at a rate of 5% per year. The preferred securities are generally non-voting. As part of its purchase of the preferred securities, the Treasury Department also received a warrant to purchase 110,261,688 shares of our common stock at an initial per share exercise price of $34.01, subject to customary anti-dilution provisions. The warrant expires 10 years from the issuance date. Both the preferred securities and warrant were treated as Tier 1 capital.
     Wells Fargo was a participant in the FRB’s Supervisory Capital Assessment Program (SCAP) in 2009. On May 7, 2009, the FRB confirmed that under its adverse stress test scenario the Company’s Tier 1 capital exceeded the minimum level required for well-capitalized institutions. In conjunction with the stress test, the Company agreed with the FRB to generate a $13.7 billion regulatory capital buffer by November 9, 2009. To fulfill this requirement, on May 13, 2009, we issued 392 million shares of common stock in an offering to the public valued at $8.6 billion. The Company exceeded the $13.7 billion capital buffer requirement by $6.0 billion through the common stock offering, strong revenue performance, realization of deferred tax assets and other internally generated sources, including core deposit intangible amortization.
     On December 23, 2009, we redeemed all of the Series D preferred stock and repaid the Treasury Department the entire $25 billion investment, plus accrued dividends, pursuant to terms approved by the U.S. banking regulators and the U.S. Treasury. As a precondition to redeeming the preferred stock, we issued 490 million shares in an offering to the public valued at $12.2 billion on December 18, 2009. The Treasury Department continues to hold the warrant issued in conjunction with the Series D preferred stock in October 2008.
     In total, we issued $20.8 billion (gross proceeds) in public common stock offerings in 2009, and $33 billion since October 2008 when we announced our plans to acquire Wachovia.
     From time to time the Board authorizes the Company to repurchase shares of our common stock. Although we announce when the Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and regulatory and legal considerations. The FRB published clarifying supervisory guidance in first quarter 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to the FRB’s criteria, assessment and approval process for reductions in capital. As with all 19 participants in the SCAP, under this supervisory letter, before repurchasing our com-
mon shares, the Parent must consult with the Federal Reserve staff and demonstrate that its actions are consistent with the existing supervisory guidance, including demonstrating that its internal capital assessment process is consistent with the complexity of its activities and risk profile. In 2008, the Board authorized the repurchase of up to 25 million additional shares of our outstanding common stock. During 2009, we repurchased 8 million shares of our common stock, all from our employee benefit plans. At December 31, 2009, the total remaining common stock repurchase authority was approximately 6 million shares.
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
     The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2009, the Company and each of our subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.
     Current regulatory RBC rules are based primarily on broad credit-risk considerations and limited market related risks, but do not take into account other types of risk a financial company may be exposed to. Our capital adequacy assessment process contemplates a wide range of risks that the Company is exposed to and also takes into consideration our performance under a variety of economic conditions, as well as regulatory expectations and guidance, rating agency viewpoints and the view of capital market participants.
     At December 31, 2009, stockholders’ equity and Tier 1 common equity levels were higher than prior to the Wachovia acquisition. During 2009, as regulators and the market focused on the composition of regulatory capital, the Tier 1 common equity ratio gained significant prominence as a metric of capital strength. There is no mandated minimum or “well capitalized” standard for Tier 1 common equity; instead the RBC rules state voting common stockholders’ equity should be the dominant element within Tier 1 common equity. Tier 1 common equity was $65.5 billion at December 31, 2009, or 6.46% of risk-weighted assets, an increase of $31.1 billion from a year ago. Table 31 provides the details of the Tier 1 common equity calculation.

PRUDENTIAL JOINT VENTURE As described in the “Contractual Obligations” section in our 2008 Form 10-K, during 2009 we owned a controlling interest in a retail securities brokerage joint venture, which Wachovia entered into with Prudential Financial, Inc. (Prudential) in 2003. See also Note 1 (Summary of Significant Accounting Policies – Accounting Standards Adopted in 2009) to Financial Statements in this Report for additional information. In 2009, Prudential’s noncontrolling interest was 23% of the joint venture. On December 31, 2009, we purchased Prudential’s noncontrolling interest for $4.5 billion in cash. We now own 100% of the retail securities brokerage business.
Table 31: Tier 1 Common Equity (1)

			December 31,
(in billions)			2009	2008

Total equity			$114.4	102.3
Less: Noncontrolling interests			(2.6)	(3.2)

Total Wells Fargo stockholders’ equity			111.8	99.1

Less: Preferred equity			(8.1)	(30.8)
Goodwill and intangible assets (other than MSRs)			(37.7)	(38.1)
Applicable deferred tax assets			5.3	5.6
Deferred tax asset limitation			(1.0)	(6.0)
MSRs over specified limitations			(1.6)	(1.5)
Cumulative other comprehensive income			(3.0)	6.9
Other			(0.2)	(0.8)

Tier 1 common equity	(A)		$65.5	34.4

Total risk-weighted assets (2)	(B)		$1,013.6	1,101.3

Tier 1 common equity to total risk-weighted assets	(A)/	(B)	6.46%	3.13

(1)	Tier 1 common equity is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies, including the Federal Reserve in the SCAP, to assess the capital position of financial services companies. Tier 1 common equity includes total Wells Fargo stockholders’ equity, less preferred equity, goodwill and intangible assets (excluding MSRs), net of related deferred taxes, adjusted for specified Tier 1 regulatory capital limitations covering deferred taxes, MSRs, and cumulative other comprehensive income. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition, because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Six of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:
•	the allowance for credit losses;

•	purchased credit-impaired (PCI) loans;

•	the valuation of residential mortgage servicing rights (MSRs);

•	the fair valuation of financial instruments;

•	pension accounting; and

•	income taxes.
     Management has reviewed and approved these critical accounting policies and has discussed these policies with the Audit and Examination Committee of the Company’s Board.
Allowance for Credit Losses
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, reflects management’s judgment of probable credit losses inherent in the portfolio and unfunded lending commitments at the balance sheet date.
     We use a disciplined process and methodology to establish our allowance for credit each quarter. While our methodology attributes portions of the allowance to specific portfolios as part of our analytical process, the entire allowance for credit losses is available to absorb credit losses in the total loan portfolio. Additionally, while the allowance is built by portfolio, it is allocated by loan type for external reporting purposes.
     To determine the total allowance for loan losses, we estimate the reserves needed for each component of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis.
     The allowance for loan losses consists of amounts applicable to: (i) the consumer portfolio; (ii) the commercial, CRE and lease financing portfolio (including reserve for unfunded credit commitments); and (iii) the PCI portfolio.

     To determine the consumer portfolio component of the allowance, loans are pooled by portfolio and losses are modeled using historical experience, quantitative and other mathematical techniques over the loss emergence period. Each business group exercises significant judgment in the determination of the model type and/or segmentation method that fits the credit risk characteristics of its portfolio. We use both internally developed and vendor supplied models in this process. We often use roll rate/net flow models for near-term loss projections, and vintage-based models, behavior score models, and time series/statistical trend models for longer-term projections. Management must use judgment in establishing additional input metrics for the modeling processes, such as portfolio segmentation by sub-product, origination channel, vintage, loss type, geographic, loan to collateral value, FICO score, and other predictive characteristics.
     The models we use to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.
     We estimate consumer credit losses under multiple economic scenarios to establish a range of potential outcomes. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an allowance for the losses inherent within these portfolios as of the reporting date.
     In addition to the allowance for the pooled consumer portfolios, we develop a separate allowance for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment.
     We estimate the component of the allowance for loan losses for the non-impaired commercial and CRE portfolios through the application of loss factors to loans grouped by their individual credit risk rating specialists. These ratings reflect the estimated default probability and quality of underlying collateral. The loss factors used are statistically derived through the observation of losses incurred for loans within each credit risk rating over a specified period of time. In addition, we apply a loan equivalent factor, which is also statistically derived, to unfunded loan commitments and letters of credit by credit risk grade to determine the reserve for unfunded credit commitments. As appropriate, we adjust or supplement these allowance factors and estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios.
     The commercial component of the allowance also includes an amount for the estimated impairment in nonaccrual commercial and CRE loans with a credit exposure of $5 million or greater. Commercial and CRE loans whose terms have been modified in a TDR are also individually analyzed for estimated impairment.
     PCI loans may require an allowance subsequent to their acquisition. This allowance requirement generally results from decreases in expected cash flows.
     Reflected in all of the components of the allowance for credit losses, including the reserve for unfunded commit-
ments, is an amount for imprecision or uncertainty, which represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors. No single statistic or measurement determines the adequacy of the allowance for credit losses.
     Changes in the allowance for credit losses and the related provision expense can materially affect net income. The establishment of the allowance for credit losses relies on a consistent quarterly process that requires multiple layers of management review and judgment and responds to changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for credit losses.
     Our allowance for loan losses is sensitive to risk ratings assigned to individually rated loans and economic assumptions and delinquency trends driving statistically modeled reserves. Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers. Forecasted losses are modeled using economic scenarios ranging from strong recovery to slow recovery.
     Assuming a one risk grade downgrade throughout our individually rated portfolio, a slow recovery (adverse) economic scenario for modeled losses and incremental deterioration in our PCI cash flows could imply an additional reserve requirement of approximately $10 billion.
     Assuming a one risk grade upgrade throughout our individually rated portfolio and a strong recovery economic scenario for modeled losses could imply a reduced reserve requirement of approximately $3.3 billion.
     These sensitivity analyses provided are hypothetical scenarios and are not considered probable. They do not represent management’s view of inherent losses in the portfolio as of the balance sheet date. Because significant judgment is used, it is possible that others performing similar analyses could reach different conclusions.
     See the “Risk Management – Credit Risk Management Process” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of our allowance.
Purchased Credit-Impaired (PCI) Loans
Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. PCI loans represent loans acquired from Wachovia that were deemed to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent LTV percentages. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date. We estimated the cash flows expected to be collected at acquisition using our internal credit risk, interest rate risk and prepayment risk models, which incorporate our best estimate of current key assumptions, such as property values, default rates, loss severity and prepayment speeds.
     Under the accounting guidance for PCI loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
     In addition, subsequent to acquisition, we are required to periodically evaluate our estimate of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. Given the current economic environment, we must apply judgment to develop our estimates of cash flows for PCI loans given the impact of home price and property value changes, changing loss severities and prepayment speeds. Decreases in the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Increases in the expected cash flows will generally result in an increase in interest income over the remaining life of the loan, or pool of loans. Disposals of loans, which may include sales of loans to third parties, receipt of payments in full or part by the borrower, and foreclosure of the collateral, result in removal of the loan from the PCI loan portfolio at its carrying amount. The amount of cash flows expected to be collected and, accordingly, the adequacy of the allowance for loan loss due to certain decreases in expected cash flow, is particularly sensitive to changes in loan credit quality. The sensitivity of the overall allowance for loan losses, including PCI loans, to a one risk downgrade is presented in the preceding section, “Critical Accounting Policies – Allowance for Credit Losses.”
     We aggregated loans acquired in the same fiscal quarter into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. We aggregated all of the consumer loans and commercial and CRE loans with balances of $3 million or less into pools with common risk characteristics. We accounted for commercial and CRE loans with balances in excess of $3 million individually.
     PCI loans that were classified as nonperforming loans by Wachovia are no longer classified as nonperforming because, at acquisition, we believe we will fully collect the new carrying value of these loans. It is important to note that judgment is required to classify PCI loans as performing, and is dependent on having a reasonable expectation about the timing and amount of cash flows expected to be collected, even if the loan is contractually past due.
     See the “Risk Management – Credit Risk Management Process” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of PCI loans.
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
     At the end of each quarter, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. The valuation of MSRs is discussed further in this section and in Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 16 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we may use securities available for sale and free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of MSRs, with the resulting gains or losses reflected in income. Changes in the fair value of the MSRs from changing mortgage interest rates are generally offset by gains or losses in the fair value of the derivatives depending on the amount of MSRs we hedge and the particular instruments used to hedge the MSRs. We may choose not to fully hedge MSRs, partly because origination volume tends to act as a “natural hedge.” For example, as interest rates decline, servicing values generally decrease and fees from origination volume tend to increase. Conversely, as interest rates increase, the fair value of the MSRs generally increases, while fees from origination volume tend to decline. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for discussion of the timing of the effect of changes in mortgage interest rates.
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
     These key economic assumptions and the sensitivity of the fair value of MSRs to an immediate adverse change in those assumptions are shown in Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
Fair Valuation of Financial Instruments
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential MHFS, certain commercial loans held for sale (LHFS), principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain MHFS and LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Further, we include in the Notes to Financial Statements in this Report, information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used and its effect on earnings. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.
     Fair value represents the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.
     The accounting provisions for fair value measurements include a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data.
•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury and other U.S. government securities that are traded by dealers or brokers in active OTC markets.

•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in functioning dealer or broker markets, plain-vanilla interest rate derivatives and MHFS that are valued based on prices for other mortgage whole loans with similar characteristics.

•	Level 3 – Valuation is generated primarily from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
     When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.
     The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted prices in active markets or observable market parameters. For financial instruments with quoted market prices or observable market parameters in active markets, there is minimal subjectivity involved in measuring fair value. When quoted prices and observable data in active markets are not fully available, management judgment is necessary to estimate fair value. Changes in the market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value. When significant adjustments are required to price quotes or inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a financial instrument does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, adjusted for an appropriate risk premium, is acceptable.
     In connection with the first quarter 2009 adoption of the new fair value measurement guidance included in FASB ASC 820, Fair Value Measurements and Disclosures, we developed policies and procedures to determine when markets for our financial assets and liabilities are inactive if the level and volume of activity has declined significantly relative to normal conditions. If markets are determined to be inactive, it may be appropriate to adjust price quotes received. The methodology we use to adjust the quotes generally involves weighting the price quotes and results of internal pricing techniques, such as the net present value of future expected cash flows (with observable inputs, where available) discounted at a rate of return market participants require to arrive at the fair value. The more active and orderly markets for particular security classes are determined to be, the more weighting we assign to price quotes. The less active and orderly markets are determined to be, the less weighting we assign to price quotes.
     We may use independent pricing services and brokers to obtain fair values based on quoted prices. We determine the most appropriate and relevant pricing service for each security class and generally obtain one quoted price for each security. For certain securities, we may use internal traders to obtain quoted prices. Quoted prices are subject to our internal price verification procedures. We validate prices received using a variety of methods, including, but not limited to, comparison to pricing services, corroboration of pricing by reference to other independent market data such as secondary broker quotes and relevant benchmark indices, and review of pricing by Company personnel familiar with market liquidity and other market-related conditions. We believe the determination of fair value for our securities is consistent with the accounting guidance on fair value measurements.
     Significant judgment may be required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. When making this judgment, we consider all available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Otherwise, the classification of Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.
     Our financial assets valued using Level 3 measurements consisted of certain asset-backed securities, including those collateralized by auto leases or loans and cash reserves, private collateralized mortgage obligations (CMOs), collateralized debt obligations (CDOs), collateralized loan obligations
(CLOs), auction-rate securities, certain derivative contracts such as credit default swaps related to CMO, CDO and CLO exposures and certain MHFS and MSRs.
     Approximately 22% of total assets ($277.4 billion) at December 31, 2009, and 19% of total assets ($247.5 billion) at December 31, 2008, consisted of financial instruments recorded at fair value on a recurring basis. The fair value of assets measured using significant Level 3 inputs (before derivative netting adjustments) represented approximately 19% of these financial instruments (4% of total assets) at December 31, 2009, and approximately 22% (4% of total assets) at December 31, 2008. The fair value of the remaining assets was measured using valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements.
     Approximately 2% of total liabilities ($22.8 billion) at December 31, 2009, and 2% ($18.8 billion) at December 31, 2008, consisted of financial instruments recorded at fair value on a recurring basis. The fair value of liabilities measured using Level 3 inputs (before derivative netting adjustments) was $7.9 billion and $9.3 billion at December 31, 2009 and 2008, respectively.
     See Note 16 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for a complete discussion on our use of fair valuation of financial instruments, our related measurement techniques and its impact to our financial statements.
Pension Accounting
We account for our defined benefit pension plans using an actuarial model. The funded status of our pension and postretirement benefit plans is recognized in our balance sheet. In 2008, we began measuring our plan assets and benefit obligations using a year-end measurement date.
     On April 28, 2009, the Board approved amendments to freeze the benefits earned under the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, and to merge the Pension Plan into the qualified Cash Balance Plan. These actions became effective on July 1, 2009.
     We use four key variables to calculate our annual pension cost: size and characteristics of the employee population, actuarial assumptions, expected long-term rate of return on plan assets, and discount rate. We describe below the effect of each of these variables on our pension expense.
SIZE AND CHARACTERISTICS OF THE EMPLOYEE POPULATION
Pension expense is directly related to the number of employees covered by the plans, and other factors including salary, age and years of employment. As of July 1, 2009, pension expense will no longer be dependent on salaries earned and service cost will no longer be recognized for the plans that were frozen in 2009. In 2009, pension expense for the qualified and unqualified Cash Balance plans was about $317 million, which includes one-time curtailment gains of $59 million resulting from the freezing of these plans. In 2010, pension expense for these plans is estimated to be a credit of approximately $44 million; the decrease in pension expense in 2010 is primarily due to no longer incurring service cost.

ACTUARIAL ASSUMPTIONS To estimate the projected benefit obligation, actuarial assumptions are required about factors such as the rates of mortality, turnover, retirement, disability and compensation increases for our participant population. These demographic assumptions are reviewed periodically. In general, the range of assumptions is narrow. The compensation increase assumption does not apply to the plans that were frozen in 2009.
EXPECTED LONG-TERM RATE OF RETURN ON PLAN ASSETS We determine the expected return on plan assets each year based on the composition of assets and the expected long-term rate of return on that portfolio. The expected long-term rate of return assumption is a long-term assumption and is not anticipated to change significantly from year to year.
     To determine if the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Our expected rate of return for 2010 is 8.25%, a decrease from 8.75%, the expected rate of return for 2009 and 2008. The decrease reflects our decision to de-emphasize the use of the Tactical Asset Allocation model. Differences in each year, if any, between expected and actual returns are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize any net actuarial gain or loss in excess of a 5% corridor (as defined in accounting guidance for retirement benefits) in net periodic pension expense calculations over our estimated average remaining participation period of 13 years. See Note 19 (Employee Benefits and Other Expenses) to Financial Statements in this Report for information on funding, changes in the pension benefit obligation, and plan assets (including the investment categories, asset allocation and the fair value).
     If we were to assume a 1% increase/decrease in the expected long-term rate of return, holding the discount rate and other actuarial assumptions constant, 2010 pension expense would decrease/increase by approximately $91 million.
DISCOUNT RATE We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the current rates available on long-term high-quality fixed-income debt instruments, and is reset annually on the measurement date. To determine the discount rate, we review, with our independent actuary, spot interest rate yield curves based upon yields from a broad population of high-quality bonds, adjusted to match the timing and amounts of the Cash Balance Plan’s expected benefit payments. We used a discount rate of 5.75% in 2009 and 6.75% in 2008.
     If we were to assume a 1% increase in the discount rate, and keep the expected long-term rate of return and other actuarial assumptions constant, 2010 pension expense would decrease by approximately $33 million. If we were to assume a 1% decrease in the discount rate, and keep other assumptions constant, 2010 pension expense would increase by approximately $36 million. The decrease in pension expense due to a 1% increase in discount rate differs slightly from the increase in pension expense due to a 1% decrease in discount rate due to the impact of the 5% gain/loss corridor.
Income Taxes
We are subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which we operate. Our income tax expense consists of two components: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognized enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. We account for interest and penalties as a component of income tax expense.
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
     See Note 20 (Income Taxes) to Financial Statements in this Report for a further description of our provision for income taxes and related income tax assets and liabilities.

Current Accounting Developments

The following accounting pronouncements were issued by the FASB, but are not yet effective:
•	ASU 2010-6, Improving Disclosures about Fair Value Measurements;

•	ASU 2009-16, Accounting for Transfers of Financial Assets (FAS 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140); and

•	ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FAS 167, Amendments to FASB Interpretation No. 46(R)).
     Information about these pronouncements is further described in more detail below.
ASU 2010-6 changes the disclosure requirements for fair value measurements. Companies are now required to disclose significant transfers in and out of Levels 1 and 2 of the fair value hierarchy, whereas existing rules only require the disclosure of transfers in and out of Level 3. Additionally, in the rollforward of Level 3 activity, companies should present information on purchases, sales, issuances, and settlements on a gross basis rather than on a net basis as is currently allowed. The Update also clarifies that fair value measurement disclosures should be presented for each class of assets and liabilities. A class is typically a subset of a line item in the statement of financial position. Companies should also provide information about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring instruments classified as either Level 2 or Level 3. ASU 2010-6 is effective for us in first quarter 2010 with prospective application, except for the new requirement related to the Level 3 rollforward. Gross presentation in the Level 3 rollforward is effective for us in first quarter 2011 with prospective application. Our adoption of the Update will not affect our consolidated financial results since it amends only the disclosure requirements for fair value measurements.
ASU 2009-16 (FAS 166) modifies certain guidance contained in FASB ASC 860, Transfers and Servicing. This pronouncement eliminates the concept of QSPEs and provides additional criteria transferors must use to evaluate transfers of financial assets. To determine if a transfer is to be accounted for as a sale, the transferor must assess whether it and all of the entities included in its consolidated financial statements have surrendered control of the assets. A transferor must consider all arrangements or agreements made or contemplated at the time of transfer before reaching a conclusion on whether control has been relinquished. The new guidance addresses situations in which a portion of a financial asset is transferred. In such instances the transfer can only be accounted for as a sale when the transferred portion is considered to be a participating interest. The Update also requires that any assets or liabilities retained from a transfer accounted for as a sale be initially recognized at fair value. This pronouncement is effective for us as of January 1, 2010, with adoption applied prospectively for transfers that occur on and after the effective date.
ASU 2009-17 (FAS 167) amends several key consolidation provisions related to VIEs, which are included in FASB ASC 810, Consolidation. First, the scope of the new guidance includes entities that are currently designated as QSPEs. Second, companies are to use a different approach to identify the VIEs for which they are deemed to be the primary beneficiary and are required to consolidate. Under existing rules, the primary beneficiary is the entity that absorbs the majority of a VIE’s losses and receives the majority of the VIE’s returns. The new guidance identifies a VIE’s primary beneficiary as the entity that has the power to direct the VIE’s significant activities, and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. Third, companies will be required to continually reassess whether they are the primary beneficiary of a VIE. Existing rules only require companies to reconsider primary beneficiary conclusions when certain triggering events have occurred. The Update is effective for us as of January 1, 2010, and applies to all existing QSPEs and VIEs, and VIEs created after the effective date.
     We have performed an analysis of these accounting pronouncements with respect to QSPE and VIE structures currently applicable to us. Application of these new accounting pronouncements will result in the January 1, 2010, consolidation of certain QSPEs and VIEs that were not included in our consolidated financial statements at December 31, 2009. Tables 32 and 33 present the estimated impacts to our financial statements of those newly consolidated QSPEs and VIE structures.
     Implementation of ASU 2009-17 (FAS 167) has been deferred for certain investment funds and accordingly, will not be consolidated under ASU 2009-17 (FAS 167).

Table 32:	Estimated Impact of Initial 2010 Application of ASU 2009-16 (FAS 166) and ASU 2009-17 (FAS 167) by Structure Type

	Incremental	Incremental	Retained
(in billions, except	GAAP	risk-weighted	earnings
retained earnings in millions)	assets	assets	impact	(2)

Residential mortgage loans – nonconforming (1)	$13	5	240
Commercial paper conduit	5	3	(4)
Other	2	2	27

Total	$20	10	263

(1)	Represents certain of our residential mortgage loans that are not guaranteed by GSEs (“nonconforming”).
(2)	Represents cumulative effect (after tax) of adopting ASU 2009-17 (FAS 167) recorded to retained earnings on January 1, 2010.

Table 33:	Estimated Impact of Initial 2010 Application of ASU 2009-16 (FAS 166) and ASU 2009-17 (FAS 167) by Balance Sheet Classification

(in billions)	Assets	Liabilities	Equity

Net increase (decrease)
Trading assets	$0.1	—	—
Securities available for sale	(7.2)	—	—
Loans, net(1)	26.3	—	—
Short-term borrowings	—	5.2	—
Long-term debt	—	13.8	—
Other	0.4	0.1	—
Cumulative other comprehensive income	—	—	0.2
Retained earnings	—	—	0.3

Total	$19.6	19.1	0.5

(1)	Includes $1.3 billion of nonaccrual loans, substantially all of which are real estate 1-4 family first mortgage loans.
     We have refined our estimate disclosed in our third quarter 2009 Form 10-Q due largely to the sale of residential MBS and the proposed amendment to ASU 2009-17 (FAS 167), which defers application to certain investment funds. The cumulative effect of adopting these statements will be recorded as an adjustment to retained earnings on January 1, 2010.

Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make about: future results of the Company; expectations for consumer and commercial credit losses, life-of-loan losses, and the sufficiency of our credit loss allowance to cover future credit losses; the merger integration of the Company and Wachovia, including expense savings, merger costs and revenue synergies; the expected outcome and impact of legal, regulatory and legislative developments; and the Company’s plans, objectives and strategies.
     Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•	the effect of political and economic conditions and geopolitical events;

•	economic conditions that affect the general economy, housing prices, the job market, consumer confidence and spending habits;

•	the level and volatility of the capital markets, interest rates, currency values and other market indices that affect the value of our assets and liabilities;

•	the availability and cost of both credit and capital as well as the credit ratings assigned to our debt instruments;

•	investor sentiment and confidence in the financial markets;

•	our reputation;

•	the impact of current, pending and future legislation, regulation and legal actions;

•	changes in accounting standards, rules and interpretations;

•	mergers and acquisitions, and our ability to integrate them;

•	various monetary and fiscal policies and regulations of the U.S. and foreign governments; and

•	the other factors described in “Risk Factors” below.
     Any forward-looking statement made by us in this Report speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Risk Factors

An investment in the Company involves risk, including the possibility that the value of the investment could fall substantially and that dividends or other distributions on the investment could be reduced or eliminated. We discuss below and elsewhere in this Report, as well as in other documents we file with the SEC, risk factors that could adversely affect our financial results and condition and the value of, and return on, an investment in the Company. We refer you to the Financial Review section and Financial Statements (and related Notes) in this Report for more information about credit, interest rate, market and litigation risks and to the “Regulation and Supervision” section of our 2009 Form 10-K for more information about legislative and regulatory risks. Any factor described below or elsewhere in this Report or in our 2009 Form 10-K could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2010 for material changes to the discussion of risk factors. There are factors not discussed below or elsewhere in this Report that could adversely affect our financial results and condition.
RISKS RELATING TO CURRENT ECONOMIC AND MARKET CONDITIONS
Our financial results and condition may be adversely affected if home prices continue to fall or unemployment continues to increase. Significant declines in home prices over the last two years and recent increases in unemployment have resulted in higher loan charge-offs and increases in our allowance for credit losses and related provision expense. The economic environment and related conditions will directly affect credit performance. For example, if home prices continue to fall or unemployment continues to rise we would expect to incur higher than normal charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially those business borrowers that rely on the health of industries or properties that may experience deteriorating economic conditions.
Current financial and credit market conditions may persist or worsen, making it more difficult to access capital markets on favorable terms. Financial and credit markets may continue to experience unprecedented disruption and volatility. These conditions may continue or even worsen, affecting our ability to access capital markets on favorable terms. We may raise additional capital through the issuance of common stock, which could dilute existing stockholders, or further reduce or even eliminate our common stock dividend to preserve capital or in order to raise additional capital.
Bank regulators may require higher capital levels, limiting our ability to pay common stock dividends or repurchase our common stock. On December 23, 2009, we repaid the U.S. Treasury’s investment in us under the TARP CPP program. While we are no longer a participant in the TARP CPP program, federal banking regulators continue to monitor the capital position of banks and bank holding companies. Although not currently anticipated, our regulators may require us to raise additional capital or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases. Issuing additional common stock may dilute existing stockholders.
     In addition, the U.S. Treasury continues to hold a warrant to purchase approximately 110.3 million shares of our common stock at $34.01 per share. If the warrant is exercised, the ownership of existing stockholders may be diluted.
Compensation restrictions could adversely affect our ability to recruit and retain key employees. Following repayment of the U.S. Treasury’s TARP CPP investment in December 2009, we are no longer subject to the compensation restrictions applicable to participants in the TARP CPP program. However, legislators and regulators may impose compensation restrictions on financial institutions, which could adversely affect our ability to compete for executive talent.
We may be required to repurchase mortgage loans or reimburse investors as a result of breaches in contractual representations and warranties. We sell mortgage loans to various parties, including GSEs, under contractual provisions that include various representations and warranties which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and similar matters. We may be required to repurchase the mortgage loans with identified defects, indemnify the investor or insurer, or reimburse the investor for credit loss incurred on the loan (collectively, “repurchase obligations”) in the event of a material breach of such contractual representations or warranties. In addition, we may negotiate global settlements in order to resolve repurchase obligations in lieu of repurchasing loans. If economic conditions and the housing market do not recover or future investor repurchase demand and our success at appealing repurchase requests differ from past experience, we could continue to have increased repurchase obligations and increased loss severity on repurchases, requiring material additions to the repurchase reserve.
For more information, refer to the “Risk Management – Reserve for Mortgage Loan Repurchase Losses” section in this Report.
Legislative and regulatory proposals may restrict or limit our ability to engage in our current businesses or in businesses that we desire to enter into. Many legislative and regulatory proposals directed at the financial services industry are being proposed or are pending in the U.S. Congress to address perceived weaknesses in the financial system and regulatory oversight thereof that may have contributed to the financial disruption over the last two years and to provide additional protection for consumers and investors. These proposals, if adopted, may restrict our ability to compete in our current businesses or restrict our ability to enter into new businesses that we otherwise may desire to enter into. In addition, the proposals may limit our revenues in businesses, impose fees or taxes on us, restrict compensation we may pay to key employees, restrict acquisition opportunities, and/or intensify the regulatory supervision of us and the financial services industry. These proposals, if adopted, may have a material adverse effect on our business operations, income, and/or competitive position.

Bankruptcy laws may be changed to allow mortgage “cram-downs,” or court-ordered modifications to our mortgage loans including the reduction of principal balances. Under current bankruptcy laws, courts cannot force a modification of mortgage and home equity loans secured by primary residences. In response to the current financial crisis, legislation has been proposed to allow mortgage loan “cram-downs,” which would empower courts to modify the terms of mortgage and home equity loans including a reduction in the principal amount to reflect lower underlying property values. This could result in writing down the balance of our mortgage and home equity loans to reflect their lower loan values. There is also risk that home equity loans in a second lien position (i.e., behind a mortgage) could experience significantly higher losses to the extent they become unsecured as a result of a cram-down. The availability of principal reductions or other modifications to mortgage loan terms could make bankruptcy a more attractive option for troubled borrowers, leading to increased bankruptcy filings and accelerated defaults.
RISKS RELATING TO THE WACHOVIA MERGER
Our financial results and condition could be adversely affected if we fail to realize the expected benefits of the Wachovia merger or it takes longer than expected to realize those benefits. The merger with Wachovia Corporation requires the integration of the businesses of Wachovia and Wells Fargo. The integration process may result in the loss of key employees, the disruption of ongoing businesses and the loss of customers and their business and deposits. It may also divert management attention and resources from other operations and limit the Company’s ability to pursue other acquisitions. There is no assurance that we will realize the cost savings and other financial benefits of the merger when and in the amounts expected.
We may incur losses on loans, securities and other acquired assets of Wachovia that are materially greater than reflected in our preliminary fair value adjustments. We accounted for the Wachovia merger under the purchase method of accounting, recording the acquired assets and liabilities of Wachovia at fair value based on preliminary purchase accounting adjustments. Under purchase accounting, we had until one year after the merger date to finalize the fair value adjustments, meaning we could adjust the preliminary fair value estimates of Wachovia’s assets and liabilities based on new or updated information that provided a better estimate of the fair value at merger date.
     We recorded at fair value all PCI loans acquired in the merger based on the present value of their expected cash flows. We estimated cash flows using internal credit, interest rate and prepayment risk models using assumptions about matters that are inherently uncertain. We may not realize the estimated cash flows or fair value of these loans. In addition, although the difference between the pre-merger carrying value of the credit-impaired loans and their expected cash flows – the “nonaccretable difference” – is available to absorb future charge-offs, we may be required to increase our allowance for credit losses and related provision expense because of subsequent additional credit deterioration in these loans.
     For more information, refer to the “Overview” and “Critical Accounting Policies – Purchased Credit-Impaired Loans” sections in this Report.
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
     We might underestimate the credit losses inherent in our loan portfolio and have credit losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, or other factors such as changes in borrower behavior. As an example, borrowers may be less likely to continue making payments on their real estate-secured loans if the value of the real estate is less than what they owe, even if they are still financially able to make the payments.
     While we believe that our allowance for credit losses was adequate at December 31, 2009, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. We may be required to build reserves in 2010, thus reducing earnings.
     For more information, refer to the “Risk Management – Credit Risk Management Process” and “Critical Accounting Policies –Allowance for Credit Losses” sections in this Report.
We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral. Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2008 and 2009 when we incurred greater than expected losses in our Home Equity loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, continued deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. As a result of the Wachovia merger, we have increased our exposure to California, as well as to Arizona and Florida, two states that have also suffered significant declines in home values. Continued deterioration in housing conditions and real estate values in these states and generally across the country could result in materially higher credit losses.
     For more information, refer to the “Risk Management – Credit Risk Management Process” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

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
     We sell most of the mortgage loans we originate in order to reduce our credit risk and provide funding for additional loans. We rely on Fannie Mae and Freddie Mac to purchase loans that meet their conforming loan requirements and on other capital markets investors to purchase loans that do not meet those requirements—referred to as “nonconforming” loans. Since 2007, investor demand for nonconforming loans has fallen sharply, increasing credit spreads and reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund—and thus originate—new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that Fannie Mae and Freddie Mac will not materially limit their purchases of conforming loans due to capital constraints or change their criteria for conforming loans (e.g., maximum loan amount or borrower eligibility).
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
     The amount and type of earning assets we hold can affect our yield and net interest margin. We hold earning assets in the form of loans and investment securities, among other assets. If current economic conditions persist, we may continue to see lower demand for loans by credit worthy customers, reducing our yield. In addition, we may invest in lower yielding investment securities for a variety of reasons, including in anticipation that interest rates are likely to increase.
     Changes in the slope of the “yield curve”–or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, our net interest margin could decrease as our cost of funds increases relative to the yield we can earn on our assets.
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
     For more information, refer to the “Risk Management – Asset/ Liability Management – Interest Rate Risk” section in this Report.
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
     Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs.
     We measure at fair value new prime MHFS for which an active secondary market and readily available market prices exist. We also measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall. We may not hedge this risk, and even if we do hedge the risk with derivatives and other instruments we may still incur significant losses from changes in the value of these MHFS and other interests or from changes in the value of the hedging instruments.

     For more information, refer to the “Risk Management – Asset/ Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies” sections in this Report.
Our mortgage banking revenue can be volatile from quarter to quarter. We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is generally immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would generally accrue over time. It is also possible that, because of the recession and deteriorating housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.
     We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We generally do not hedge all of our risk, and we may not be successful in hedging any of the risk. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. We could incur significant losses from our hedging activities. There may be periods where we elect not to use derivatives and other instruments to hedge mortgage banking interest rate risk.
     For more information, refer to the “Risk Management – Asset/ Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report.
We could recognize OTTI on securities held in our available-for-sale portfolio if economic and market conditions do not improve.
Our securities available-for-sale portfolio had gross unrealized losses of $5.1 billion at December 31, 2009. We analyze securities held in our available-for-sale portfolio for OTTI on a quarterly basis. The process for determining whether impairment is other than temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods, thus reducing earnings.
     For more information, refer to the “Balance Sheet Analysis –Securities Available for Sale” and “Current Accounting Developments” sections and Note 5 (Securities Available for Sale) to Financial Statements in this Report.
We rely on our systems and certain counterparties, and certain failures could materially adversely affect our operations. Our businesses are dependent on our ability to process, record and monitor a large number of complex transactions. If any of our financial, accounting, or other data processing systems fail or have other significant shortcomings, we could be materially adversely affected. Third parties with which we do business could also be sources of operational risk to us, including relating to breakdowns or failures of such parties’ own systems. Any of these occurrences could diminish our ability to operate one or more of our businesses, or result in potential liability to clients, reputational damage and regulatory intervention, any of which could materially adversely affect us.
     If personal, confidential or proprietary information of customers or clients in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.
     We may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control, which may include, for example, computer viruses or electrical or telecommunications outages, natural disasters, disease pandemics or other damage to property or physical assets, or events arising from local or larger scale politics, including terrorist acts. Such disruptions may give rise to losses in service to customers and loss or liability to us.
Our framework for managing risks may not be effective in mitigating risk and loss to us. Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. If our risk management framework proves ineffective, we could suffer unexpected losses and could be materially adversely affected.
Financial difficulties or credit downgrades of mortgage and bond insurers may negatively affect our servicing and investment portfolios. Our servicing portfolio includes certain mortgage loans that carry some level of insurance from one or more mortgage insurance companies. To the extent that any of these companies experience financial difficulties or credit downgrades, we may be required, as servicer of the insured loan on behalf of the investor, to obtain replacement coverage with another provider, possibly at a higher cost than the coverage we would replace. We may be responsible for some or all of the incremental cost of the new coverage for certain loans depending on the terms of our servicing agreement with the investor and other circumstances. Similarly, some of the mortgage loans we hold for investment or for sale carry mortgage insurance. If a mortgage insurer is unable to meet its credit obligations with respect to an insured loan, we might incur higher credit losses if replacement coverage is not obtained. We also have investments in municipal bonds that are guaranteed against loss by bond insurers. The value of these bonds and the payment of principal and interest on them may be negatively affected by financial difficulties or credit downgrades experienced by the bond insurers.
     For more information, refer to the “Earnings Performance – Balance Sheet Analysis – Securities Available for Sale” and “Risk Management – Credit Risk Management Process” sections in this Report.

Our ability to grow revenue and earnings will suffer if we are unable to sell more products to customers. Selling more products to our customers–“cross-selling”–is very important to our business model and key to our ability to grow revenue and earnings. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can limit our ability to sell more products to our customers or influence us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Increasing our cross-sell ratio–or the average number of products sold to existing customers–may become more challenging and we might not attain our goal of selling an average of eight products to each customer.
The economic recession could reduce demand for our products and services and lead to lower revenue and lower earnings. We earn revenue from the interest and fees we charge on the loans and other products and services we sell. If the economy worsens and consumer and business spending decreases and unemployment rises, the demand for those products and services may fall, reducing our interest and fee income and our earnings. These same conditions may also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses.
Changes in stock market prices could reduce fee income from our brokerage and asset management businesses. We earn fee income from managing assets for others and providing brokerage services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. As a result of the Wachovia merger, a greater percentage of our revenue depends on our brokerage services business.
     For more information, refer to the “Risk Management – Asset/ Liability Management – Market Risk – Equity Markets” section in this Report.
We may elect to provide capital support to our mutual funds relating to investments in structured credit products. The money market mutual funds we advise are allowed to hold investments in structured investment vehicles (SIVs) in accordance with approved investment parameters for the respective funds and, therefore, we may have indirect exposure to CDOs. Although we generally are not responsible for investment losses incurred by our mutual funds, we may from time to time elect to provide support to a fund even though we are not contractually obligated to do so. For example, in February 2008, to maintain an investment rating of AAA for certain money market mutual funds, we elected to enter into a capital support agreement for up to $130 million related to one SIV held by those funds. If we provide capital support to a mutual fund we advise, and the fund’s investment losses require the capital to be utilized, we may incur losses, thus reducing earnings.
     For more information, refer to Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
Our bank customers could take their money out of the bank and put it in alternative investments, causing us to lose a lower cost source of funding. Checking and savings account balances and other forms of customer deposits may decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. When customers move money out of bank deposits and into other investments, we may lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income.
Our venture capital business can also be volatile from quarter to quarter. Certain of our venture capital businesses are carried under the cost or equity method, and others (e.g., principal investments) are carried at fair value with unrealized gains and losses reflected in earnings. Our venture capital investments tend to be in technology and other volatile industries so the value of our public and private equity portfolios may fluctuate widely. Earnings from our venture capital investments may be volatile and hard to predict and may have a significant effect on our earnings from period to period. When, and if, we recognize gains may depend on a number of factors, including general economic conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions.
     Our venture capital investments could result in significant losses, either OTTI losses for those investments carried under the cost or equity method or mark-to-market losses for principal investments. Our assessment for OTTI is based on a number of factors, including the then current market value of each investment compared with its carrying value. If we determine there is OTTI for an investment, we write-down the carrying value of the investment, resulting in a charge to earnings. The amount of this charge could be significant. Further, our principal investing portfolio could incur significant mark-to-market losses especially if these investments have been written up because of higher market prices.
     For more information, refer to the “Risk Management – Asset/ Liability Management – Market Risk – Equity Markets” section in this Report.
We rely on dividends from our subsidiaries for revenue, and federal and state law can limit those dividends. Wells Fargo & Company, the parent holding company, is a separate and distinct legal entity from its subsidiaries. It receives a significant portion of its revenue from dividends from its subsidiaries. We generally use these dividends, among other things, to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends that our bank and some of our nonbank subsidiaries may pay to us. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
     For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “–Holding Company Structure” sections in our 2009 Form 10-K and to Notes 3 (Cash, Loan and Dividend Restrictions) and 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
Changes in accounting policies or accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect how we report our financial results and condition. Our accounting policies are fundamental to determining and understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Several of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, refer to the “Critical Accounting Policies” section in this Report.
     From time to time the FASB and the SEC change the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond our control, can be hard to predict and could materially affect how we report our financial results and condition. We may be required to apply a new or revised standard retroactively or apply an existing standard differently, also retroactively, in each case resulting in our potentially restating prior period financial statements in material amounts.
Our financial statements are based in part on assumptions and estimates which, if wrong, could cause unexpected losses in the future. Pursuant to U.S. GAAP, we are required to use certain assumptions and estimates in preparing our financial statements, including in determining credit loss reserves, reserves related to litigation and the fair value of certain assets and liabilities, among other items. If assumptions or estimates underlying our financial statements are incorrect, we may experience material losses.
     Certain of our financial instruments, including trading assets and liabilities, available-for-sale securities, certain loans, MSRs, private equity investments, structured notes and certain repurchase and resale agreements, among other items, require a determination of their fair value in order to prepare our financial statements. Where quoted market prices are not available, we may make fair value determinations based on internally developed models or other means which ultimately rely to some degree on management judgment. Some of these and other assets and liabilities may have no direct observable price levels, making their valuation particularly subjective, being based on significant estimation and judgment. In addition, sudden illiquidity in markets or declines in prices of certain loans and securities may make it more difficult to value certain balance sheet items, which may lead to the possibility that such valuations will be subject to further change or adjustment and could lead to declines in our earnings.
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
     We generally must receive federal regulatory approvals before we can acquire a bank or bank holding company. In deciding whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition, and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act, and our effectiveness in combating money laundering. Also, we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units as a condition to receiving regulatory approval.
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
Federal and state regulations can restrict our business, and non-compliance could result in penalties, litigation and damage to our reputation. Our parent company, our subsidiary banks and many of our nonbank subsidiaries are heavily regulated at the federal and/or state levels. This regulation is to protect depositors, federal deposit insurance funds, consumers and the banking system as a whole, not necessarily our stockholders. Federal and state regulations can significantly restrict our businesses, and we could be fined or otherwise penalized if we are found to be out of compliance.
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
     Sarbanes-Oxley also requires our management to evaluate the Company’s disclosure controls and procedures and its internal control over financial reporting and requires our auditors to issue a report on our internal control over financial reporting. We are required to disclose, in our annual report on Form 10-K, the existence of any “material weaknesses” in our internal control. We cannot assure that we will not find one or more material weaknesses as of the end of any given year, nor can we predict the effect on our stock price of disclosure of a material weakness.
     A number of states have recently challenged the position of the OCC as the sole regulator of national banks and their subsidiaries. In addition, legislation has been proposed in Congress to permit additional state regulation of national banks and their subsidiaries. If these challenges are successful or if Congress acts to give greater effect to state regulation, the impact on us could be significant, not only because of the potential additional restrictions on our businesses but also from having to comply with potentially 50 different sets of regulations.
     From time to time Congress considers legislation that could significantly change our regulatory environment, potentially increasing our cost of doing business, limiting the activities we may pursue or affecting the competitive balance among banks, savings associations, credit unions, and other financial institutions.
     For more information, refer to the “Regulation and Supervision” section in our 2009 Form 10-K and to “Report of Independent Registered Public Accounting Firm” in this Report.

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
Federal Reserve Board policies can significantly affect business and economic conditions and our financial results and condition. The Federal Reserve Board (FRB) regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest margin. They also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict.
Risks Relating to Legal Proceedings Wells Fargo and some of its subsidiaries are involved in judicial, regulatory and arbitration proceedings concerning matters arising from our business activities. Although we believe we have a meritorious defense in all material significant litigation pending against us, there can be no assurance as to the ultimate outcome. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. We may still incur legal costs for a matter even if we have not established a reserve. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts reserved for that matter. The ultimate resolution of a pending legal proceeding, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition.
For more information, refer to Note 14 (Guarantees and Legal Actions) to Financial Statements in this Report.
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

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2009, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2009.
Internal Control over Financial Reporting

Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (GAAP) and includes those policies and procedures that:
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
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, management concluded that as of December 31, 2009, the Company’s internal control over financial reporting was effective.
     KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 26, 2010, expressed an unqualified opinion on those consolidated financial statements.
San Francisco, California
February 26, 2010

Financial Statements
Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

	Year ended December 31,
(in millions, except per share amounts)	2009	2008	2007

Interest income
Trading assets	$918	177	173
Securities available for sale	11,319	5,287	3,451
Mortgages held for sale	1,930	1,573	2,150
Loans held for sale	183	48	70
Loans	41,589	27,632	29,040
Other interest income	335	181	293

Total interest income	56,274	34,898	35,177

Interest expense
Deposits	3,774	4,521	8,152
Short-term borrowings	222	1,478	1,245
Long-term debt	5,782	3,756	4,806
Other interest expense	172	—	—

Total interest expense	9,950	9,755	14,203

Net interest income	46,324	25,143	20,974
Provision for credit losses	21,668	15,979	4,939

Net interest income after provision for credit losses	24,656	9,164	16,035

Noninterest income
Service charges on deposit accounts	5,741	3,190	3,050
Trust and investment fees	9,735	2,924	3,149
Card fees	3,683	2,336	2,136
Other fees	3,804	2,097	2,292
Mortgage banking	12,028	2,525	3,133
Insurance	2,126	1,830	1,530
Net gains from trading activities	2,674	275	544
Net gains (losses) on debt securities available for sale (includes impairment losses of $1,012, consisting of $2,352 of total other-than-temporary impairment losses, net of $1,340 recognized in other comprehensive income, for the year ended December 31, 2009)	(127)	1,037	209
Net gains (losses) from equity investments (includes impairment losses of $655 for the year ended December 31, 2009)	185	(757)	864
Operating leases	685	427	703
Other	1,828	850	936

Total noninterest income	42,362	16,734	18,546

Noninterest expense
Salaries	13,757	8,260	7,762
Commission and incentive compensation	8,021	2,676	3,284
Employee benefits	4,689	2,004	2,322
Equipment	2,506	1,357	1,294
Net occupancy	3,127	1,619	1,545
Core deposit and other intangibles	2,577	186	158
FDIC and other deposit assessments	1,849	120	34
Other	12,494	6,376	6,347

Total noninterest expense	49,020	22,598	22,746

Income before income tax expense	17,998	3,300	11,835
Income tax expense	5,331	602	3,570

Net income before noncontrolling interests	12,667	2,698	8,265
Less: Net income from noncontrolling interests	392	43	208

Wells Fargo net income	$12,275	2,655	8,057

Wells Fargo net income applicable to common stock	$7,990	2,369	8,057

Per share information
Earnings per common share	$1.76	0.70	2.41
Diluted earnings per common share	1.75	0.70	2.38
Dividends declared per common share	0.49	1.30	1.18
Average common shares outstanding	4,545.2	3,378.1	3,348.5
Diluted average common shares outstanding	4,562.7	3,391.3	3,382.8

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

	December 31,
(in millions, except shares)	2009	2008

Assets
Cash and due from banks	$27,080	23,763
Federal funds sold, securities purchased under resale agreements and other short-term investments	40,885	49,433
Trading assets	43,039	54,884
Securities available for sale	172,710	151,569
Mortgages held for sale (includes $36,962 and $18,754 carried at fair value)	39,094	20,088
Loans held for sale (includes $149 and $398 carried at fair value)	5,733	6,228
Loans	782,770	864,830
Allowance for loan losses	(24,516)	(21,013)

Net loans	758,254	843,817

Mortgage servicing rights:
Measured at fair value (residential MSRs)	16,004	14,714
Amortized	1,119	1,446
Premises and equipment, net	10,736	11,269
Goodwill	24,812	22,627
Other assets	104,180	109,801

Total assets	$1,243,646	1,309,639

Liabilities
Noninterest-bearing deposits	$181,356	150,837
Interest-bearing deposits	642,662	630,565

Total deposits	824,018	781,402
Short-term borrowings	38,966	108,074
Accrued expenses and other liabilities	62,442	50,689
Long-term debt	203,861	267,158

Total liabilities	1,129,287	1,207,323

Equity
Wells Fargo stockholders’ equity:
Preferred stock	8,485	31,332
Common stock – $1 2/3 par value, authorized 6,000,000,000 shares; issued 5,245,971,422 shares and 4,363,921,429 shares	8,743	7,273
Additional paid-in capital	52,878	36,026
Retained earnings	41,563	36,543
Cumulative other comprehensive income (loss)	3,009	(6,869)
Treasury stock – 67,346,829 shares and 135,290,540 shares	(2,450)	(4,666)
Unearned ESOP shares	(442)	(555)

Total Wells Fargo stockholders’ equity	111,786	99,084
Noncontrolling interests	2,573	3,232

Total equity	114,359	102,316

Total liabilities and equity	$1,243,646	1,309,639

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount

Balance December 31, 2006	383,804	$384	3,377,149,861	$5,788

Cumulative effect from change in accounting for leveraged leases
Balance January 1, 2007	383,804	384	3,377,149,861	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized gains under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests
Common stock issued			69,894,448
Common stock issued for acquisitions			58,058,813
Common stock repurchased			(220,327,473)
Preferred stock issued to ESOP	484,000	484
Preferred stock released to ESOP
Preferred stock converted to common shares	(418,000)	(418)	12,326,559
Common stock dividends
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans

Net change	66,000	66	(80,047,653)	—

Balance December 31, 2007	449,804	$450	3,297,102,208	$5,788

Cumulative effect from change in accounting for postretirement benefits
Adjustment for change of measurement date related to pension and other postretirement benefits

Balance January 1, 2008	449,804	450	3,297,102,208	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized losses under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests
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
Stock warrants issued
Common stock dividends
Preferred stock dividends and accretion
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans
Other

Net change	9,662,017	30,882	931,528,681	1,485

Balance December 31, 2008	10,111,821	$31,332	4,228,630,889	$7,273

The accompanying notes are an integral part of these statements.

Wells Fargo stockholders’ equity
Additional		Cumulative other		Unearned	Total Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders’	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity

7,739	35,215	302	(3,203)	(411)	45,814	254	$46,068

	(71)				(71)		(71)
7,739	35,144	302	(3,203)	(411)	45,743	254	45,997

	8,057				8,057	208	8,265

		23			23		23
		(164)			(164)		(164)
		322			322		322
		242			242		242

					8,480	208	8,688
						(176)	(176)
(132)	(276)		2,284		1,876		1,876
190			1,935		2,125		2,125
			(7,418)		(7,418)		(7,418)
34				(518)	—		—
(29)				447	418		418
13			405		—		—
	(3,955)				(3,955)		(3,955)
210					210		210
129					129		129
58			(38)		20		20

473	3,826	423	(2,832)	(71)	1,885	32	1,917

8,212	38,970	725	(6,035)	(482)	47,628	286	$47,914

	(20)				(20)		(20)

	(8)				(8)		(8)

8,212	38,942	725	(6,035)	(482)	47,600	286	47,886

	2,655				2,655	43	2,698

		(58)			(58)		(58)
		(6,610)			(6,610)		(6,610)
		436			436		436
		(1,362)			(1,362)		(1,362)

					(4,939)	43	(4,896)
					—	2,903	2,903
11,555	(456)		2,291		14,171		14,171
13,689			208		14,601		14,601
			(1,623)		(1,623)		(1,623)
					22,674		22,674
					67		67
					8,071		8,071
30				(551)	—		—
(27)				478	451		451
(61)			512		—		—
2,326					2,326		2,326
	(4,312)				(4,312)		(4,312)
	(286)				(286)		(286)
123					123		123
174					174		174
46			(19)		27		27
(41)					(41)		(41)

27,814	(2,399)	(7,594)	1,369	(73)	51,484	2,946	54,430

36,026	36,543	(6,869)	(4,666)	(555)	99,084	3,232	$102,316

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income (continued from previous page)

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount

Balance December 31, 2008	10,111,821	$31,332	4,228,630,889	$7,273

Cumulative effect from change in accounting for other-than-temporary impairment on debt securities
Effect of change in accounting for noncontrolling interests

Balance January 1, 2009	10,111,821	31,332	4,228,630,889	7,273

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Securities available for sale:
Unrealized losses related to factors other than credit
All other net unrealized gains
Net unrealized losses on derivatives and hedging activities
Unamortized gains under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests:
Purchase of Prudential’s noncontrolling interest
All other
Common stock issued			953,285,636	1,470
Common stock repurchased			(8,274,015)
Preferred stock redeemed	(25,000)	(25,000)
Preferred stock released to ESOP
Preferred stock converted to common shares	(105,881)	(106)	4,982,083
Common stock dividends
Preferred stock dividends and accretion		2,259
Tax benefit upon exercise of stock options
Stock option compensation expense
Net change in deferred compensation and related plans

Net change	(130,881)	(22,847)	949,993,704	1,470

Balance December 31, 2009	9,980,940	$8,485	5,178,624,593	$8,743

The accompanying notes are an integral part of these statements.

Wells Fargo stockholders’ equity
Additional		Cumulative other		Unearned	Total Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders’	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity

36,026	36,543	(6,869)	(4,666)	(555)	99,084	3,232	$102,316

	53	(53)
(3,716)					(3,716)	3,716	—

32,310	36,596	(6,922)	(4,666)	(555)	95,368	6,948	102,316

	12,275				12,275	392	12,667

		73			73	(7)	66

		(843)			(843)		(843)
		10,649			10,649	5	10,654
		(221)			(221)		(221)
		273			273		273

					22,206	390	22,596

1,440					1,440	(4,500)	(3,060)
(79)					(79)	(265)	(344)
19,111	(898)		2,293		21,976		21,976
			(220)		(220)		(220)
					(25,000)		(25,000)
(7)				113	106		106
(54)			160		—		--
	(2,125)				(2,125)		(2,125)
	(4,285)				(2,026)		(2,026)
18					18		18
221					221		221
(82)			(17)		(99)		(99)

20,568	4,967	9,931	2,216	113	16,418	(4,375)	12,043

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	$114,359

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

	Year ended December 31,
(in millions)	2009	2008	2007

Cash flows from operating activities:
Net income before noncontrolling interests	$12,667	2,698	8,265
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	21,668	15,979	4,939
Changes in fair value of MSRs (residential), MHFS and LHFS carried at fair value	(20)	3,789	2,611
Depreciation and amortization	2,841	1,669	1,532
Other net losses (gains)	(3,867)	2,065	(1,407)
Preferred shares released to ESOP	106	451	418
Stock option compensation expense	221	174	129
Excess tax benefits related to stock option payments	(18)	(121)	(196)
Originations of MHFS	(414,299)	(213,498)	(223,266)
Proceeds from sales of and principal collected on mortgages originated for sale	399,261	220,254	216,270
Originations of LHFS	(10,800)	—	—
Proceeds from sales of and principal collected on LHFS	20,276	—	—
Purchases of LHFS	(8,614)	—	—
Net change in:
Trading assets	13,983	(3,045)	(3,388)
Deferred income taxes	9,453	(1,642)	(31)
Accrued interest receivable	(293)	(2,676)	(407)
Accrued interest payable	(1,028)	1,634	(87)
Other assets, net	(15,018)	(21,578)	(587)
Other accrued expenses and liabilities, net	2,094	(10,941)	4,491

Net cash provided (used) by operating activities	28,613	(4,788)	9,286

Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	8,548	51,049	3,331
Securities available for sale:
Sales proceeds	53,038	60,806	47,990
Prepayments and maturities	38,811	24,317	8,505
Purchases	(95,285)	(105,341)	(75,129)
Loans:
Decrease (increase) in banking subsidiaries’ loan originations, net of collections	52,240	(54,815)	(48,615)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	6,162	1,988	3,369
Purchases (including participations) of loans by banking subsidiaries	(3,363)	(5,513)	(8,244)
Principal collected on nonbank entities’ loans	14,428	21,846	21,476
Loans originated by nonbank entities	(9,961)	(19,973)	(25,284)
Net cash acquired from (paid for) acquisitions	(138)	11,203	(2,811)
Proceeds from sales of foreclosed assets	3,759	1,746	1,405
Changes in MSRs from purchases and sales	(10)	92	791
Other, net	3,556	(5,566)	(4,131)

Net cash provided (used) by investing activities	71,785	(18,161)	(77,347)

Cash flows from financing activities:
Net change in:
Deposits	42,473	7,697	27,058
Short-term borrowings	(69,108)	(14,888)	39,827
Long-term debt:
Proceeds from issuance	8,396	35,701	29,360
Repayment	(66,260)	(29,859)	(18,250)
Preferred stock:
Proceeds from issuance	—	22,674	—
Redeemed	(25,000)	—	—
Cash dividends paid	(2,178)	—	—
Proceeds from issuance of stock warrant	—	2,326	—
Common stock:
Proceeds from issuance	21,976	14,171	1,876
Repurchased	(220)	(1,623)	(7,418)
Cash dividends paid	(2,125)	(4,312)	(3,955)
Excess tax benefits related to stock option payments	18	121	196
Change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	(4,500)	—	—
Other, net	(553)	(53)	(176)
Other, net	—	—	(728)

Net cash provided (used) by financing activities	(97,081)	31,955	67,790

Net change in cash and due from banks	3,317	9,006	(271)
Cash and due from banks at beginning of year	23,763	14,757	15,028

Cash and due from banks at end of year	$27,080	23,763	14,757

Supplemental cash flow disclosures:
Cash paid for interest	$10,978	8,121	14,290
Cash paid for income taxes	3,042	2,554	3,719

The accompanying notes are an integral part of these statements. See Note 1 in this Report for noncash investing and financing activities.

Notes to Financial Statements
See the Glossary of Acronyms at the end of this Report for terms used throughout the Financial Statements and related Notes of this Form 10-K and the Codification Cross Reference at the end of this Report for cross references from accounting standards under the recently adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification) to pre-Codification accounting standards.
Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, investments, mortgage banking, investment banking, retail banking, brokerage, and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states, the District of Columbia, and in other countries. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Form 10-K, we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company. We also hold a majority interest in a retail brokerage subsidiary and a real estate investment trust, which has publicly traded preferred stock outstanding.
     Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that in 2010 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including the evaluation of other-than-temporary impairment (OTTI) on investment securities (Note 5), allowance for credit losses and purchased credit-impaired (PCI) loans (Note 6), valuing residential mortgage servicing rights (MSRs) (Notes 8 and 9) and financial instruments (Note 16), pension accounting (Note 19) and income taxes (Note 20). Actual results could differ from those estimates. Among other effects, such changes could result in future impairments of investment securities, increases to the allowance for loan losses, as well as increased future pension expense.
     On December 31, 2008, Wells Fargo acquired Wachovia Corporation (Wachovia). Because the acquisition was completed at the end of 2008, Wachovia’s results of operations are included in the income statement and average balances beginning in 2009. Wachovia’s assets and liabilities are included in the consolidated balance sheet beginning on December 31, 2008. The accounting policies of Wachovia have been conformed to those of Wells Fargo as described herein.
     On January 1, 2009, the Company adopted new accounting guidance on noncontrolling interests on a retrospective basis for disclosure as required in FASB Accounting Standards Codification (ASC) 810, Consolidation. Accordingly, prior period information reflects the adoption. The guidance requires that noncontrolling interests be reported as a component of total equity. In addition, the consolidated income statement must disclose amounts attributable to both Wells Fargo interests and the noncontrolling interests.
     Effective July 1, 2009, the FASB established the Codification as the source of authoritative GAAP for companies to use in the preparation of financial statements. Securities and Exchange Commission (SEC) rules and interpretive releases are also authoritative GAAP for SEC registrants. The guidance contained in the Codification supersedes all existing non-SEC accounting and reporting standards. We adopted the Codification, as required, in third quarter 2009. As a result, references to accounting literature contained in our financial statement disclosures have been updated to reflect the new ASC structure. References to superseded authoritative literature are shown parenthetically below, and cross-references to pre-Codification accounting standards are included at the end of this Report.

Note 1: Summary of Significant Accounting Policies (continued)
Accounting Standards Adopted in 2009
In first quarter 2009, we adopted new guidance related to the following Codification topics:
•	FASB ASC 815-10, Derivatives and Hedging (FAS 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133);

•	FASB ASC 810-10, Consolidation (FAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51);

•	FASB ASC 805-10, Business Combinations (FAS 141R (revised 2007), Business Combinations);

•	FASB ASC 820-10, Fair Value Measurements and Disclosures (FASB Staff Position (FSP) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly);

•	FASB ASC 320-10, Investments – Debt and Equity Securities (FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments); and

•	FASB ASC 260-10, Earnings Per Share (FSP Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities).
     In second quarter 2009, we adopted new guidance related to the following Codification topics:
•	FASB ASC 855-10, Subsequent Events (FAS 165, Subsequent Events); and

•	FASB ASC 825-10, Financial Instruments (FSP FAS 107-1 and APB Opinion 28-1, Interim Disclosures about Fair Value of Financial Instruments).
     In third quarter 2009, we adopted new guidance related to the following Codification topic:
•	FASB ASC 105-10, Generally Accepted Accounting Principles (FAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162).
     In fourth quarter 2009, we adopted the following new accounting guidance:
•	Accounting Standards Update (ASU or Update) 2009-12,
     Investments in Certain Entities That Calculate Net Asset Value
     per Share (or Its Equivalent);
•	ASU 2009-5, Measuring Liabilities at Fair Value; and

•	FASB ASC 715-20, Compensation – Retirement Benefits (FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets).
     Information about these pronouncements is described in more detail below.
FASB ASC 815-10 (FAS 161) changes the disclosure requirements for derivative instruments and hedging activities. It requires enhanced disclosures about how and why an entity uses derivatives, how derivatives and related hedged items are accounted for, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. We adopted this pronouncement for first quarter 2009 reporting. See Note 15 in this Report for complete disclosures on derivatives and hedging activities. This standard does not affect our consolidated financial statements since it amends only the disclosure requirements for derivative instruments and hedged items.
FASB ASC 810-10 (FAS 160) requires that noncontrolling interests (previously referred to as minority interests) be reported as a component of equity in the balance sheet. Prior to our adoption of this standard, noncontrolling interests were classified outside of equity. This new guidance also changes the way a noncontrolling interest is presented in the income statement such that a parent’s consolidated income statement includes amounts attributable to both the parent’s interest and the noncontrolling interest. When a subsidiary is deconsolidated, a parent is required to recognize a gain or loss with any remaining interest initially recorded at fair value. Other changes in ownership interest where the parent continues to have a majority ownership interest in the subsidiary are accounted for as equity transactions. This new guidance was effective on January 1, 2009, with prospective application to all noncontrolling interests including those that arose prior to the adoption. Retrospective adoption was required for disclosure of noncontrolling interests held as of the adoption date.
     During 2009, we held a controlling interest in a joint venture with Prudential Financial, Inc. (Prudential). On January 1, 2009, we reclassified Prudential’s noncontrolling interest to equity. Under the terms of the original agreement under which the joint venture was established between Wachovia and Prudential, each party had certain rights such that changes in our ownership interest could occur. On December 4, 2008, Prudential publicly announced its intention to exercise its option to put its noncontrolling interest to us at the end of the lookback period, as defined (January 1, 2010). As a result of the issuance of new accounting guidance for noncon-trolling interests, related interpretive guidance, and Prudential’s stated intention, on January 1, 2009, we increased the carrying value of Prudential’s noncontrolling interest in the joint venture to the estimated maximum redemption amount, with the offset recorded to additional paid-in capital. On December 31, 2009, we purchased Prudential’s noncontrolling interest for $4.5 billion in cash. We now own 100% of the retail securities brokerage business in the joint venture.
FASB ASC 805-10 (FAS 141R) requires an acquirer in a business combination to recognize the assets acquired (including loan receivables), the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with limited exceptions. The acquirer is not permitted to recognize a separate valuation allowance as of the acquisition date for loans and other assets acquired in a business combination. The revised statement requires acquisition-related costs to be expensed separately from the acquisition. It also requires restructuring costs that the acquirer expected but was not obligated to incur, to be expensed separately from the business combination. FASB ASC 805-10 was applicable prospectively to business combinations completed on or after January 1, 2009.
FASB ASC 820-10 (FSP FAS 157-4) addresses measuring fair value in situations where markets are inactive and transactions are not orderly. The guidance acknowledges that in these circumstances quoted prices may not be determinative of fair value; however, even if there has been a significant decrease in the volume and level of activity for an asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement has not changed. Prior to issuance of this pronouncement, many companies, including Wells Fargo, interpreted accounting guidance on fair value measurements to emphasize that fair value must be measured based on the most recently available quoted market prices, even for markets that have experienced a significant decline in the volume and level of activity relative to normal conditions and therefore could have increased frequency of transactions that are not orderly. Under the provisions of this pronouncement, price quotes for assets or liabilities in inactive markets may require adjustment due to uncertainty as to whether the underlying transactions are orderly.
     For inactive markets, there is little information, if any, to evaluate if individual transactions are orderly. Accordingly, we are required to estimate, based upon all available facts and circumstances, the degree to which orderly transactions are occurring. The Fair Value Measurements and Disclosures topic in the Codification does not prescribe a specific method for adjusting transaction or quoted prices; however, it does provide guidance for determining how much weight to give transaction or quoted prices. Price quotes based upon transactions that are not orderly are not considered to be determinative of fair value and should be given little, if any, weight in measuring fair value. Price quotes based upon transactions that are orderly shall be considered in determining fair value, with the weight given based upon the facts and circumstances. If sufficient information is not available to determine if price quotes are based upon orderly transactions, less weight should be given to the price quote relative to other transactions that are known to be orderly.
     The new measurement provisions of FASB ASC 820-10 were effective for second quarter 2009; however, as permitted under the pronouncement, we early adopted in first quarter 2009. Our adoption of this pronouncement resulted in an increase in the valuation of securities available for sale in first quarter 2009 of $4.5 billion ($2.8 billion after tax), which was included in other comprehensive income (OCI), and trading assets of $18 million, which was reflected in earnings. See Note 5 for more information.
FASB ASC 320-10 (FSP FAS 115-2 and FAS 124-2) states that an OTTI write-down of debt securities, where fair value is below amortized cost, is triggered in circumstances where (1) an entity has the intent to sell a security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis, or (3) the entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. For debt securities that are considered to be other-than-temporarily impaired that an entity does not intend to sell or it is more likely than not that it will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in OCI. The new accounting prescribed for recording OTTI on debt securities was effective for second quarter 2009; however, as permitted under the pronouncement, we early adopted on January 1, 2009, and increased the beginning balance of retained earnings by $85 million ($53 million after tax) with a corresponding adjustment to cumulative OCI for OTTI recorded in earnings in previous periods on securities in our portfolio at January 1, 2009, that would not have been required had this accounting guidance been effective for those periods. Additionally, the new accounting prescribed for recording OTTI on debt securities increased net income by $843 million (after tax) and diluted earnings per share by $0.18 in 2009.
FASB ASC 260-10 (FSP EITF 03-6-1) requires that unvested share-based payment awards that have nonforfeitable rights to dividends or dividend equivalents be treated as participating securities and, therefore, included in the computation of earnings per share under the two-class method described in the Earnings per Share topic of the Codification. This pronouncement was effective on January 1, 2009, with retrospective adoption required. Our adoption of this standard did not have a material effect on our consolidated financial statements.
FASB ASC 855-10 (FAS 165) describes two types of subsequent events that previously were addressed in the auditing literature, one that requires post-period end adjustment to the financial statements being issued, and one that requires footnote disclosure only. The requirements for disclosing subsequent events were effective in second quarter 2009 with prospective application. Our adoption of this standard did not have a material impact on our consolidated financial statements.

Note 1: Summary of Significant Accounting Policies (continued)
FASB ASC 825-10 (FSP FAS 107-1 and APB 28-1) states that entities must disclose the fair value of financial instruments in interim reporting periods as well as in annual financial statements. Entities must also disclose the methods and assumptions used to estimate fair value as well as any changes in methods and assumptions that occurred during the reporting period. We adopted this pronouncement in second quarter 2009. See Note 16 in this Report for additional information. Because the new provisions in FASB ASC 825-10 amend only the disclosure requirements related to the fair value of financial instruments, our adoption of this pronouncement did not affect our consolidated financial statements.
ASU 2009-12 provides guidance for determining the fair value of certain alternative investments, which include hedge funds, private equity funds, and real estate funds. When alternative investments do not have readily determinable fair values, companies are permitted to use unadjusted net asset values or an equivalent measure to estimate fair value. This provision is only allowable for investments in entities that calculate net asset value (NAV) per share or its equivalent in accordance with accounting guidance for investment companies. This Update also requires a company to consider its ability to redeem an investment at NAV when determining the appropriate classification of the related fair value measurement within the fair value hierarchy. ASU 2009-12 was effective for us in fourth quarter 2009 with prospective application. Our adoption of this new guidance did not have a material impact on our consolidated financial statements. See Note 16 in this Report for disclosures related to certain alternative investments.
ASU 2009-5 describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the principles of FASB ASC 820, Fair Value Measurements and Disclosures. When measuring the fair value of liabilities, this Update reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurement. In addition, this Update clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities. For example, an entity should not include separate adjustments for contractual restrictions that prevent the transfer of the liability because the restriction would be factored into other inputs used in the fair value measurement of the liability. However, separate adjustments are needed in situations where the unit of account for the asset is not the same as for the liability. This guidance was effective for us in fourth quarter 2009 with adoption applied prospectively. Our adoption of this standard did not have a material impact on our consolidated financial statements.
FASB ASC 715-20 (FSP FAS 132 (R)-1) requires new disclosures that are applicable to the plan assets of our Cash Balance Plan and other postretirement benefit plans. The objectives of the new disclosures are to provide an understanding of how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure fair value, the effect of fair value measurements using significant unobservable inputs on the changes in plan assets and significant concentrations of risk within plan assets. We adopted this pronouncement prospectively for year-end 2009 reporting. The guidance does not affect the results of our consolidated financial statements since it only amends the disclosure requirements for postretirement benefits.
Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an entity, we generally account for the investment using the equity method. If we own less than 20% of an entity, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in OCI. Investments accounted for under the equity or cost method are included in other assets.
     We are a variable interest holder in certain special-purpose entities (SPEs) in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the entity’s NAV. We consolidate a VIE if we are the primary beneficiary, defined as the entity that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.
Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or proprietary trading. Interest-only strips and other retained interests in securitizations that can be contractually prepaid or otherwise settled in a way that the holder would not recover substantially all of its recorded investment are classified as trading assets. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income.

Securities
SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative OCI. Fair value measurement is based upon quoted prices in active markets, if available. If quoted prices in active markets are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and market liquidity. See Note 16 in this Report for more information on fair value measurement of our securities.
     We conduct OTTI analysis on a quarterly basis or more often if a potential loss-triggering event occurs. The initial indicator of OTTI for both debt and equity securities is a decline in market value below the amount recorded for an investment and the severity and duration of the decline.
     For a debt security for which there has been a decline in the fair value below amortized cost basis, we recognize OTTI if we (1) have the intent to sell the security, (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, or (3) we do not expect to recover the entire amortized cost basis of the security.
     Estimating recovery of the amortized cost basis of a debt security is based upon an assessment of the cash flows expected to be collected. If the present value of the cash flows expected to be collected is less than amortized cost, OTTI is considered to have occurred. In performing an assessment of the cash flows expected to be collected, we consider all relevant information including:
•	the length of time and the extent to which the fair value has been less than the amortized cost basis;

•	the historical and implied volatility of the fair value of the security;

•	the cause of the price decline such as the general level of interest rates or adverse conditions specifically related to the security, an industry or a geographic area;

•	the issuer’s financial condition, near-term prospects and ability to service the debt;

•	the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future;

•	for asset-backed securities, the credit performance of the underlying collateral, including delinquency rates, level of non-performing assets, cumulative losses to date, collateral value and the remaining credit enhancement compared with expected credit losses;

•	any change in rating agencies’ credit ratings at evaluation date from acquisition date and any likely imminent action;

•	independent analyst reports and forecasts, sector credit ratings and other independent market data; and

•	recoveries or additional declines in fair value subsequent to the balance sheet date.
     If we intend to sell the security, or if it is more likely than not we will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. For debt securities that are considered other-than-temporarily impaired that we do not intend to sell or it is more likely than not that we will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in OCI. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield.
     We hold investments in perpetual preferred securities (PPS) that are structured in equity form, but have many of the characteristics of debt instruments, including periodic cash flows in the form of dividends, call features, ratings that are similar to debt securities and pricing like long-term callable bonds.
     Because of the hybrid nature of these securities, we evaluate PPS for OTTI using a model similar to the model we use for debt securities as described above. Among the factors we consider in our evaluation of PPS are whether there is any evidence of deterioration in the credit of the issuer as indicated by a decline in cash flows or a rating agency downgrade to below investment grade and the estimated recovery period. Additionally, in determining if there was evidence of credit deterioration, we evaluate: (1) the severity of decline in market value below cost, (2) the period of time for which the decline in fair value has existed, and (3) the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. We consider PPS to be other-than-temporarily impaired if cash flows expected to be collected are insufficient to recover our investment or if we no longer believe the security will recover within the estimated recovery period. None of our investments in PPS that have not been impaired have been downgraded below investment grade subsequent to purchase, and we believe that there are no factors to suggest that we will not fully realize our investment in these instruments over a reasonable recovery period. OTTI write-downs of PPS are recognized in earnings equal to the difference between the cost basis and fair value of the security.
     For marketable equity securities other than PPS, OTTI evaluations focus on whether evidence exists that supports recovery of the unrealized loss within a timeframe consistent with temporary impairment. This evaluation considers the severity of and length of time fair value is below cost, our intent and ability to hold the security until forecasted recovery of the fair value of the security, and the investee’s financial condition, capital strength, and near-term prospects.

Note 1: Summary of Significant Accounting Policies (continued)
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
     Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the interest method. As principal repayments are received on securities (i.e., primarily mortgage-backed securities (MBS)) a pro-rata portion of the unamortized premium or discount is recognized in interest income.
NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank stock). These securities are accounted for under the cost or equity method or are carried at fair value and are included in other assets. We review those assets accounted for under the cost or equity method at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.
     Nonmarketable equity securities held by investment company subsidiaries that fall within the scope of the American Institute of Certified Public Accountants (AICPA) Investment Company Audit Guide are carried at fair value (principal investments). An investment company is a separate legal entity that pools shareholders’ funds and has a business purpose of investing in multiple substantive investments for current income, capital appreciation, or both, with investment plans that include exit strategies. Principal investments, including certain public equity and non-public securities and certain investments in private equity funds, are recorded at fair value with realized and unrealized gains and losses included in gains and losses on equity investments in the income statement, and are included in other assets in the balance sheet. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment.
     Private direct investments are valued using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific factors. For certain fund investments, where the best estimates of fair value were primarily determined based upon fund sponsor data, we use the NAV provided by the fund sponsor as a practical expedient to measure fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs. In situations where a portion of an investment in a non-public security or fund is sold, we recognize a realized gain or loss on the portion sold and an unrealized gain or loss on the portion retained.
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
Mortgages Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. We elected the fair value option for our new prime residential MHFS portfolio (see Note 16 in this Report). Nonprime residential and commercial MHFS continue to be held at the lower of cost or market value, and are valued on an aggregate portfolio basis.
     Gains and losses on nonprime loan sales (sales proceeds minus carrying value) are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loans and are recognized in mortgage banking noninterest income upon sale of the loan.
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

Loans Held for Sale
Loans held for sale (LHFS) are carried at the lower of cost or market value (LOCOM) or at fair value for certain portfolios that we intend to hold for trading purposes, and are generally valued on an aggregate portfolio basis. For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics.
Loans
Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans, except for certain PCI loans which are recorded at fair value on their purchase date. See the “Purchased Credit-Impaired Loans” section in this Note for our accounting policy for PCI loans. Unearned income, deferred fees and costs, and discounts and premiums are amortized to interest income over the contractual life of the loan using the interest method.
     We offer a portfolio product known as relationship ARMs that provides interest rate reductions to reward eligible banking customers who have an existing relationship or establish a new relationship with Wells Fargo. Accordingly, this product offering is generally underwritten to certain Company guidelines rather than secondary market standards and is typically originated for investment. At December 31, 2009 and 2008, we had $12.5 billion and $15.6 billion, respectively, of relationship ARMs held for investment. Originations, net of collections and proceeds from the sale of these loans are reflected as investing cash flows consistent with their original classification.
     Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of related nonrecourse debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms.
     Loan commitment fees are generally deferred and amortized into noninterest income on a straight-line basis over the commitment period.
NONACCRUAL LOANS We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages and auto loans) past due for interest or principal (unless both well-secured and in the process of collection); or

•	part of the principal balance has been charged off and no restructuring has occurred.

PCI loans are written down at acquisition to an amount estimated to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due, because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting).
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
AUTO LOANS We generally fully or partially charge down to the net realizable value when the loan is 120 days past due.
UNSECURED LOANS (CLOSED END) We generally charge-off when the loan is 120 days past due.
UNSECURED LOANS (OPEN END) We generally charge-off when the loan is 180 days past due.
CREDIT CARD LOANS We generally fully charge-off when the loan is 180 days past due.
OTHER SECURED LOANS We generally fully or partially charge down to the net realizable value when the loan is 120 days past due.
IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. We

Note 1: Summary of Significant Accounting Policies (continued)

assess and account for as impaired certain nonaccrual commercial, commercial real estate (CRE), and foreign loan exposures that are over $5 million and certain consumer, commercial, CRE, and foreign loans whose terms have been modified in a troubled debt restructuring (TDR).
     When we identify a loan as impaired, we measure the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases we use the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows.
     If we determine that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), we recognize impairment through an allowance estimate or a charge-off to the allowance.
TROUBLED DEBT RESTRUCTURINGS In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.
     In cases where we grant the borrower new terms that provide for a reduction of either interest or principal, we measure any impairment on the restructuring as noted above for impaired loans.
ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
PURCHASED CREDIT-IMPAIRED (PCI) LOANS Loans acquired in a transfer, including business combinations where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for using the guidance for PCI loans, which is contained in the Receivables topic of the Codification. PCI loans are initially recorded at fair value, and any related allowance for loan losses cannot be carried over. Some loans that otherwise meet the definition as credit impaired are specifically excluded from the PCI loan portfolios, such as revolving loans where the borrower still has revolving privileges.
     Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, recent borrower credit scores and recent loan-to-value percentages. Generally, acquired loans that meet our defini-
tion for nonaccrual status are considered to be credit-impaired.
     Accounting for PCI loans at acquisition involves estimating fair value using the principal and interest cash flows expected to be collected on the credit impaired loans and discounting those cash flows at a market rate of interest. The excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows to be collected. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
     Subsequent to acquisition, we complete quarterly evaluations of expected cash flows. Decreases in the expected cash flows will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses. Increases in the expected cash flows will generally result in an increase in interest income over the remaining life of the loan, or pool of loans. Disposals of loans, which may include sales of loans to third parties, receipt of payments in full or part by the borrower, and foreclosure of the collateral result in removal of the loan from the PCI loan portfolio at its carrying amount.
     Because PCI loans are written down at acquisition to an amount estimated to be collectible, such loans are not classified as nonaccrual even though they may be contractually past due. We expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting). PCI loans are also excluded from the disclosure of loans 90 days or more past due and still accruing interest. Even though substantially all of them are 90 days or more contractually past due, they are considered to be accruing because the interest income on these loans relates to the establishment of an accretable yield that is accreted into interest income over the estimated life of the PCI loans using the effective yield method.
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
Mortgage Servicing Rights
Under the Transfers and Servicing topic of the Codification, servicing rights resulting from the sale or securitization of loans we originate (asset transfers) are initially measured at fair value at the date of transfer. We recognize the rights to service mortgage loans for others, or mortgage servicing rights (MSRs), as assets whether we purchase the MSRs or the MSRs result from an asset transfer. We determine the fair value of servicing rights at the date of transfer using the present value of estimated future net servicing income, using assumptions that market participants use in their estimates of values. We use quoted market prices when available to determine the value of other interests held. Gain or loss on sale of loans depends on (1) proceeds received and (2) the previous carrying amount of the financial assets transferred and any interests we continue to hold (such as interest-only strips) based on relative fair value at the date of transfer.
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
MSRs MEASURED AT FAIR VALUE We have elected to initially measure and carry our MSRs related to residential mortgage loans (residential MSRs) using the fair value method. Under the fair value method, these residential MSRs are carried in the balance sheet at fair value and the changes in fair value, primarily due to changes in valuation inputs and assumptions and to the collection/realization of expected cash flows, are reported in noninterest income in the period in which the change occurs.
AMORTIZED MSRs Amortized MSRs, which include commercial MSRs, are carried at the lower of cost or market value. These MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is analyzed monthly and is adjusted to reflect changes in prepayment speeds, as well as other factors. Amortized MSRs are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, we stratify servicing assets based on the predominant risk characteristics of the underlying loans, including the category of the investor (e.g., governmental agency securitization, non-agency securitization or purchased loan servicing).
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
     We assess goodwill for impairment annually, and more frequently in certain circumstances. We have determined that our reporting units are one level below the operating segments. We assess goodwill for impairment on a reporting unit level and apply various valuation methodologies as appropriate to compare the estimated fair value to the carrying value of each reporting unit. Valuation methodologies include discounted cash flow and earnings multiple approaches. If the fair value is less than the carrying amount, a second test is required to measure the amount of impairment. We recognize impairment losses as a charge to noninterest expense (unless related to discontinued operations) and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.
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

Note 1: Summary of Significant Accounting Policies (continued)

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
Pension Accounting
We account for our defined benefit pension plans using an actuarial model required by accounting guidance on retirement benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render service ratably over this period and, therefore, the income statement effects of pensions should follow a similar pattern.
     In 2008, we began measuring our plan assets and benefit obligations using a year-end measurement date. The change in the accounting provisions for retirement benefits did not change the amount of net periodic benefit expense recognized in our income statement.
     One of the principal components of the net periodic pension expense calculation is the expected long-term rate of return on plan assets. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year.
     The expected long-term rate of return is designed to approximate the actual long-term rate of return over time and is not expected to change significantly. Therefore, the pattern of income/expense recognition should closely match the stable pattern of services provided by our employees over the life of our pension obligation. To ensure that the expected rate of return is reasonable, we consider such factors as (1) long-term historical return experience for major asset class categories (for example, large cap and small cap domestic equities, international equities and domestic fixed income), and (2) forward-looking return expectations for these major asset classes. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize any net actuarial gain or loss in excess of a 5% corridor in net periodic pension expense calculations over the next 13 years.
     We use a discount rate to determine the present value of our future benefit obligations. The discount rate reflects the rates available at the measurement date on long-term high-quality fixed-income debt instruments and is reset annually on the measurement date. In 2008, we changed our measurement date from November 30 to December 31 as required by accounting guidance on retirement benefits.
Income Taxes
We file consolidated and separate company federal income tax returns, foreign tax returns and various combined and separate company state tax returns.
     We account for income taxes in accordance with the Income Taxes topic of the Codification, which requires two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. Interest and penalties are recognized as a component of income tax expense.
Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 18 in this Report. Under accounting guidance for stock compensation, compensation cost recognized includes cost for all share-based awards.
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

Derivatives and Hedging Activities
We recognize all derivatives in the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure (“fair value” hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying for hedge accounting. For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in OCI, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.
     For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities in the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method or, in limited cases, the dollar offset method.
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
     When we discontinue cash flow hedge accounting because the hedging instrument is sold, terminated or no longer designated (de-designated), the amount reported in OCI up to the date of sale, termination or de-designation continues to be reported in OCI until the forecasted transaction affects earnings.
     When we discontinue cash flow hedge accounting because it is probable that a forecasted transaction will not occur, we continue to carry the derivative in the balance sheet at its fair value with changes in fair value included in earnings, and immediately recognize gains and losses that were accumulated in OCI in earnings.
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

Note 1: Summary of Significant Accounting Policies (continued)

SUPPLEMENTAL CASH FLOW INFORMATION Noncash investing and financing activities are presented below, including information on transfers affecting MHFS, LHFS, and MSRs.

	Year ended December 31,
(in millions)	2009	2008	2007

Transfers from trading assets to securities available for sale	$854	—	1,268
Transfers from securities available for sale to loans	258	283	—
Transfers from MHFS to trading assets	2,993	—	—
Transfers from MHFS to securities available for sale	—	544	7,949
Transfers from MHFS to MSRs	6,287	3,498	3,720
Transfers from MHFS to foreclosed assets	162	136	—
Transfers from (to) loans (from) to MHFS	144	(1,195)	(2,133)
Transfers from (to) LHFS (from) to loans	111	(1,640)	—
Transfers from loans to foreclosed assets	7,604	3,031	2,666
Net transfer from additional paid-in capital to noncontrolling interests	2,299	—	—
Issuance of common and preferred stock for purchase accounting	—	22,672	2,125

SUBSEQUENT EVENTS We have evaluated the effects of subsequent events that have occurred subsequent to period end
December 31, 2009, and through February 26, 2010, which is the date we issued our financial statements. During this period, there have been no material events that would require recognition in our 2009 consolidated financial statements or disclosure in the Notes to the financial statements.

Note 2: Business Combinations

On December 31, 2008, we acquired all outstanding shares of Wachovia common stock in a stock-for-stock transaction. Wachovia, based in Charlotte, North Carolina, was one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. In the merger, we exchanged 0.1991 shares of our common stock for each outstanding share of Wachovia common stock, issuing a total of 422.7 million shares of our common stock with a December 31, 2008, value of $12.5 billion to Wachovia shareholders. Shares of each outstanding series of Wachovia preferred stock were converted into shares (or fractional shares) of a corresponding series of our preferred stock having substantially the same rights and preferences. Because the acquisition was completed at the end of 2008, Wachovia’s results of operations for 2008 are not included in our income statement.
     The assets and liabilities of Wachovia were recorded at their respective acquisition date fair values, and identifiable intangible assets were recorded at fair value. Because the transaction closed on the last day of the annual reporting period, certain fair value purchase accounting adjustments were based on data as of an interim period with estimates through year end. Accordingly, we have re-validated, and, where necessary, have finalized our purchase accounting adjustments. The impact of all finalized purchase accounting adjustments were recorded to goodwill and increased goodwill by $2.1 billion in 2009. This acquisition was nontaxable and, as a result, there is no tax basis in goodwill. Accordingly, none of the goodwill associated with the Wachovia acquisition is deductible for tax purposes. Additional exit reserves related to costs associated with involuntary employee termination, contract termination penalties and closing duplicate facilities were recorded during 2009 as part of the further integration of Wachovia’s employees, locations and operations.
     The final allocation of purchase price at December 31, 2008, is presented in the following table.

	December 31,
	2008		December 31,
(in millions)	(final)	Refinements	2008

Purchase price:
Value of common shares	$14,621	—	14,621
Value of preferred shares	8,409	—	8,409
Other (value of share-based awards and direct acquisition costs)	62	—	62

Total purchase price	23,092	—	23,092
Allocation of the purchase price:
Wachovia tangible stockholders’ equity, less prior purchase accounting
adjustments and other basis adjustments eliminated in purchase accounting	19,387	(7)	19,394
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans and leases, net	(18,033)	(1,636)	(16,397)
Premises and equipment, net	(972)	(516)	(456)
Intangible assets	14,675	(65)	14,740
Other assets	(2,972)	472	(3,444)
Deposits	(4,577)	(143)	(4,434)
Accrued expenses and other liabilities (exit, termination and other liabilities)	(4,466)	(2,867)	(1,599)
Long-term debt	(227)	(37)	(190)
Deferred taxes	9,365	2,689	6,676

Fair value of net assets acquired	12,180	(2,110)	14,290

Goodwill resulting from the merger	$10,912	2,110	8,802

Note 2: Business Combinations (continued)

     The increase in goodwill includes the recognition of additional types of costs associated with involuntary employee termination, contract terminations and closing duplicate facilities and have been allocated to the purchase price. These costs were recorded throughout 2009 as part of the further integration of Wachovia’s employees, locations and operations as management finalized integration plans. The following table summarizes exit reserves associated with the Wachovia acquisition.

	Employee	Contract	Facilities
(in millions)	termination	termination	related	Total

Balance, December 31, 2008	$57	13	129	199
Purchase accounting adjustments (1)	596	61	354	1,011
Cash payments/utilization	(298)	(16)	(139)	(453)

Balance, December 31, 2009	$355	58	344	757

(1) Certain purchase accounting adjustments have been refined during 2009 as additional information became available.

     We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed.
     In addition to the 2008 Wachovia acquisition, business combinations completed in 2009, 2008 and 2007 are presented below.
     For information on additional consideration related to acquisitions, which is considered to be a guarantee, see Note 14 in this Report.

(in millions)	Date	Assets

2009
Capital TempFunds, Fort Lauderdale, Florida	March 2	$74
Other (1)	Various	39

		$113

2008
Flatiron Credit Company, Inc., Denver, Colorado	April 30	$332
Transcap Associates, Inc., Chicago, Illinois	June 27	22
United Bancorporation of Wyoming, Inc., Jackson, Wyoming (2)	July 1	2,110
Farmers State Bank of Fort Morgan Colorado, Fort Morgan, Colorado	December 6	186
Century Bancshares, Inc., Dallas, Texas	December 31	1,604
Wells Fargo Merchant Services, LLC (3)	December 31	1,251
Other (4)	Various	52

		$5,557

2007
Placer Sierra Bancshares, Sacramento, California	June 1	$2,644
Certain assets of The CIT Group/Equipment Financing, Inc., Tempe, Arizona	June 29	2,888
Greater Bay Bancorp, East Palo Alto, California	October 1	8,204
Certain Illinois branches of National City Bank, Cleveland, Ohio	December 7	61
Other (5)	Various	61

		$13,858

(1)	Consists of eight acquisitions of insurance brokerage businesses.
(2)	Consists of five affiliated banks of United Bancorporation of Wyoming, Inc., located in Wyoming and Idaho, and certain assets and liabilities of United Bancorporation of Wyoming, Inc.
(3)	Represents a step acquisition resulting from the increase in Wells Fargo’s ownership from a 47.5% interest to a 60% interest in the Wells Fargo Merchant Services, LLC joint venture.
(4)	Consists of 12 acquisitions of insurance brokerage businesses.
(5)	Consists of six acquisitions of insurance brokerage and third party health care payment processing businesses.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The average required reserve balance was $2.4 billion in 2009 and $2.6 billion in 2008.
     Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 25 in this Report.
     Dividends paid by our subsidiary banks are subject to various federal and state regulatory limitations. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $5.3 billion at December 31, 2009, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2009, our nonbank subsidiaries could have declared additional dividends of $2.5 billion at December 31, 2009, without obtaining prior approval.
     The FRB published clarifying supervisory guidance in first quarter 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to FRB’s criteria, assessment and approval process for reductions in capital including the redemption of Troubled Asset Relief Program (TARP) and the payment of dividends. The effect of this guidance is to require the approval of the FRB for the Company to repurchase or redeem common or perpetual preferred stock as well as to raise the per share dividend from its current level of $0.05 per share.

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The following table provides the detail of federal funds sold, securities purchased under resale agreements and other short-term investments.

	December 31,
(in millions)	2009	2008

Federal funds sold and securities
purchased under resale agreements	$8,042	8,439
Interest-earning deposits	31,668	39,890
Other short-term investments	1,175	1,104

Total	$40,885	49,433

     We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. The types of collateral we pledge include securities issued by federal agencies, government-sponsored entities (GSEs), and domestic and foreign companies. At December 31, 2009 and 2008, we pledged $14.8 billion and $7.9 billion, respectively, under agreements that permit the secured parties to sell or repledge the collateral. Pledged collateral where the secured party cannot sell or repledge was $434 million and $10 million, at December 31, 2009 and 2008, respectively.
     We receive collateral from other entities under resale agreements and securities borrowings. At December 31, 2009 and 2008, we received $31.4 billion and $7.9 billion, respectively, for which we have the right to sell or repledge the collateral. These amounts include securities we have sold or repledged to others with a fair value of $29.7 billion at December 31, 2009, and $5.4 billion at December 31, 2008.

Note 5: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. The net unrealized gains (losses) are reported on an after tax basis as a component of cumulative OCI. There were no securities classified as held to maturity as of the periods presented.

		Gross	Gross
		unrealized	unrealized	Fair
(in millions)	Cost	gains	losses	value

December 31, 2008
Securities of U.S. Treasury and federal agencies	$3,187	62	—	3,249
Securities of U.S. states and political subdivisions	14,062	116	(1,520)	12,658
Mortgage-backed securities:
Federal agencies	64,726	1,711	(3)	66,434
Residential	29,536	11	(4,717)	24,830
Commercial	12,305	51	(3,878)	8,478

Total mortgage-backed securities	106,567	1,773	(8,598)	99,742

Corporate debt securities	7,382	81	(539)	6,924
Collateralized debt obligations	2,634	21	(570)	2,085
Other (1)(2)	21,363	14	(602)	20,775

Total debt securities	155,195	2,067	(11,829)	145,433

Marketable equity securities:
Perpetual preferred securities	5,040	13	(327)	4,726
Other marketable equity securities	1,256	181	(27)	1,410

Total marketable equity securities	6,296	194	(354)	6,136

Total	$161,491	2,261	(12,183)	151,569

December 31, 2009
Securities of U.S. Treasury and federal agencies	$2,256	38	(14)	2,280
Securities of U.S. states and political subdivisions	13,212	683	(365)	13,530
Mortgage-backed securities:
Federal agencies	79,542	3,285	(9)	82,818
Residential (2)	28,153	2,480	(2,043)	28,590
Commercial	12,221	602	(1,862)	10,961

Total mortgage-backed securities	119,916	6,367	(3,914)	122,369

Corporate debt securities	8,245	1,167	(77)	9,335
Collateralized debt obligations	3,660	432	(367)	3,725
Other (1)	15,025	1,099	(245)	15,879

Total debt securities	162,314	9,786	(4,982)	167,118

Marketable equity securities:
Perpetual preferred securities	3,677	263	(65)	3,875
Other marketable equity securities	1,072	654	(9)	1,717

Total marketable equity securities	4,749	917	(74)	5,592

Total	$167,063	10,703	(5,056)	172,710

(1)	The “Other” category includes certain asset-backed securities collateralized by auto leases or loans and cash reserves with a cost basis and fair value of $8.2 billion and $8.5 billion, respectively, at December 31, 2009, and $8.3 billion and $7.9 billion, respectively, at December 31, 2008. Also included in the “Other” category are asset-backed securities collateralized by home equity loans with a cost basis and fair value of $2.3 billion and $2.5 billion, respectively, at December 31, 2009, and $3.2 billion and $3.2 billion, respectively, at December 31, 2008. The remaining balances primarily include asset-backed securities collateralized by credit cards and student loans.
(2)	Foreign residential mortgage-backed securities with a cost basis and fair value of $51 million are included in residential mortgage-backed securities at December 31, 2009. These instruments were included in other debt securities at December 31, 2008, and had a cost basis and fair value of $6.3 billion.

     As part of our liquidity management strategy, we pledge securities to secure borrowings from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank. We also pledge securities to secure trust and public deposits and for other purposes as required or permitted by law. The carrying value of pledged securities where the secured party has the right to sell or repledge totaled $5.0 billion at December 31, 2009, and $4.5 billion at December 31, 2008. Securities pledged where the secured party does not have the right to sell or repledge totaled $93.9 billion at December 31, 2009, and $71.6 billion at December 31, 2008.

Gross Unrealized Losses and Fair Value
The following table shows the gross unrealized losses and fair value of securities in the securities available for sale portfolio by length of time that individual securities in each category had been in a continuous loss position. Debt securities on which we have taken only credit-related OTTI write-downs are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	unrealized	Fair	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value	losses	value

December 31, 2008
Securities of U.S. Treasury and federal agencies	$—	—	—	—	—	—
Securities of U.S. states and political subdivisions	(745)	3,483	(775)	1,702	(1,520)	5,185
Mortgage-backed securities:
Federal agencies	(3)	83	—	—	(3)	83
Residential	(4,471)	9,960	(246)	238	(4,717)	10,198
Commercial	(1,726)	4,152	(2,152)	2,302	(3,878)	6,454

Total mortgage-backed securities	(6,200)	14,195	(2,398)	2,540	(8,598)	16,735

Corporate debt securities	(285)	1,056	(254)	469	(539)	1,525
Collateralized debt obligations	(113)	215	(457)	180	(570)	395
Other	(554)	8,638	(48)	38	(602)	8,676

Total debt securities	(7,897)	27,587	(3,932)	4,929	(11,829)	32,516

Marketable equity securities:
Perpetual preferred securities	(75)	265	(252)	360	(327)	625
Other marketable equity securities	(23)	72	(4)	9	(27)	81

Total marketable equity securities	(98)	337	(256)	369	(354)	706

Total	$(7,995)	27,924	(4,188)	5,298	(12,183)	33,222

December 31, 2009
Securities of U.S. Treasury and federal agencies	$(14)	530	—	—	(14)	530
Securities of U.S. states and political subdivisions	(55)	1,120	(310)	2,826	(365)	3,946
Mortgage-backed securities:
Federal agencies	(9)	767	—	—	(9)	767
Residential	(243)	2,991	(1,800)	9,697	(2,043)	12,688
Commercial	(37)	816	(1,825)	6,370	(1,862)	7,186

Total mortgage-backed securities	(289)	4,574	(3,625)	16,067	(3,914)	20,641

Corporate debt securities	(7)	281	(70)	442	(77)	723
Collateralized debt obligations	(55)	398	(312)	512	(367)	910
Other	(73)	746	(172)	286	(245)	1,032

Total debt securities	(493)	7,649	(4,489)	20,133	(4,982)	27,782

Marketable equity securities:
Perpetual preferred securities	(1)	93	(64)	527	(65)	620
Other marketable equity securities	(9)	175	—	—	(9)	175

Total marketable equity securities	(10)	268	(64)	527	(74)	795

Total	$(503)	7,917	(4,553)	20,660	(5,056)	28,577

     We do not have the intent to sell any securities included in the table above. For debt securities included in the table above, we have concluded it is more likely than not that we will not be required to sell prior to recovery of the amortized cost basis. We have assessed each security for credit impairment. For debt securities, we evaluate, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the securities amortized cost basis. For equity securities, we consider numerous factors in determining whether impairment exists, including our intent and ability to hold the securities for a period of time sufficient to recover the cost basis of the securities.
     See Note 1 – “Securities” in this Report for the factors that we consider in our analysis of OTTI for debt and equity securities available for sale.
SECURITIES OF U.S. TREASURY AND FEDERAL AGENCIES The unrealized losses associated with U.S. Treasury and federal agency securities do not have any credit losses due to the guarantees provided by the United States government.
SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in interest rates and not due to the credit quality of the securities. The fair value of these investments is almost exclusively investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase, without relying on a bond insurer’s guarantee in making the investment decision. These investments will continue to be monitored as part of our ongoing

Note 5: Securities Available for Sale (continued)

impairment analysis, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.
FEDERAL AGENCY MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with federal agency MBS are primarily driven by changes in interest rates and not due to credit losses. These securities are issued by U.S. government or GSEs and do not have any credit losses given the explicit or implicit government guarantee.
RESIDENTIAL MORTGAGE-BACKED SECURITIES The unrealized losses associated with private residential MBS are primarily driven by higher projected collateral losses, wider credit spreads and changes in interest rates. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. We estimate losses to a security by forecasting the underlying mortgage loans in each transaction. The forecasted loan performance is used to project cash flows to the various tranches in the structure. Cash flow forecasts also considered, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
COMMERCIAL MORTGAGE-BACKED SECURITIES The unrealized losses associated with commercial MBS are primarily driven by higher projected collateral losses and wider credit spreads. These investments are almost exclusively investment grade. We assess for credit impairment using a cash flow model. The key assumptions include default rates and severities. We estimate losses to a security by forecasting the underlying loans in each transaction. The forecasted loan performance is used to project cash flows to the various tranches in the structure. Cash flow forecasts also considered, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
CORPORATE DEBT SECURITIES The unrealized losses associated with corporate debt securities are primarily related to securities backed by commercial loans and individual issuer companies. For securities with commercial loans as the underlying collateral, we have evaluated the expected credit losses in the security and concluded that we have sufficient credit enhancement when compared with our estimate of credit losses for the individual security. For individual issuers, we evaluate the financial performance of the issuer on a quarterly basis to determine that the issuer can make all contractual principal and interest payments. Based upon this assessment, we expect to recover the entire cost basis of these securities.
COLLATERALIZED DEBT OBLIGATIONS (CDOs) The unrealized losses associated with CDOs relate to securities primarily backed by commercial, residential or other consumer collateral. The losses are primarily driven by higher projected collateral losses and wider credit spreads. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
OTHER DEBT SECURITIES The unrealized losses associated with other debt securities primarily relate to other asset-backed securities, which are primarily backed by auto, home equity and student loans. The losses are primarily driven by higher projected collateral losses, wider credit spreads and changes in interest rates. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
MARKETABLE EQUITY SECURITIES Our marketable equity securities include investments in perpetual preferred securities, which provide very attractive tax-equivalent yields. We evaluated these hybrid financial instruments with investment-grade ratings for impairment using an evaluation methodology similar to that used for debt securities. Perpetual preferred securities were not other-than-temporarily impaired at December 31, 2009, if there was no evidence of credit deterioration or investment rating downgrades of any issuers to below investment grade, and we expected to continue to receive full contractual payments. We will continue to evaluate the prospects for these securities for recovery in their market value in accordance with our policy for estimating OTTI. We have recorded impairment write-downs on perpetual preferred securities where there was evidence of credit deterioration.

     The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future given the current economic environment.
     The following table shows the gross unrealized losses and fair value of debt and perpetual preferred securities available for sale by those rated investment grade and those rated less than investment grade, according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on the internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. There were no unrated securities included in investment grade in a loss position as of December 31, 2009. The unrealized losses and fair value of unrated securities categorized as investment grade were $543 million and $8.1 billion as of December 31, 2008. Substantially all of the unrealized losses on unrated securities classified as investment grade as of December 31, 2008, were related to investments in asset-backed securities collateralized by auto leases and cash reserves that appreciated to an unrealized gain position at December 31, 2009, due to spread tightening. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

	Investment grade		Non-investment grade
	Gross		Gross
	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value

December 31, 2008
Securities of U.S. Treasury and federal agencies	$—	—	—	—
Securities of U.S. states and political subdivisions	(1,464)	5,028	(56)	157
Mortgage-backed securities:
Federal agencies	(3)	83	—	—
Residential	(4,574)	10,045	(143)	153
Commercial	(3,863)	6,427	(15)	27

Total mortgage-backed securities	(8,440)	16,555	(158)	180
Corporate debt securities	(36)	579	(503)	946
Collateralized debt obligations	(478)	373	(92)	22
Other	(549)	8,612	(53)	64

Total debt securities	(10,967)	31,147	(862)	1,369
Perpetual preferred securities	(311)	604	(16)	21

Total	$(11,278)	31,751	(878)	1,390

December 31, 2009
Securities of U.S. Treasury and federal agencies	$(14)	530	—	—
Securities of U.S. states and political subdivisions	(275)	3,621	(90)	325
Mortgage-backed securities:
Federal agencies	(9)	767	—	—
Residential	(480)	5,661	(1,563)	7,027
Commercial	(1,247)	6,543	(615)	643

Total mortgage-backed securities	(1,736)	12,971	(2,178)	7,670
Corporate debt securities	(31)	260	(46)	463
Collateralized debt obligations	(104)	471	(263)	439
Other	(85)	644	(160)	388

Total debt securities	(2,245)	18,497	(2,737)	9,285

Perpetual preferred securities	(65)	620	—	—

Total	$(2,310)	19,117	(2,737)	9,285

Note 5: Securities Available for Sale (continued)

Realized Gains and Losses
The following table shows the gross realized gains and losses on sales from the securities available-for-sale portfolio, including marketable equity securities. Realized losses included OTTI write-downs of $1.1 billion, $1.8 billion and $50 million for 2009, 2008 and 2007, respectively.

	Year ended December 31,
(in millions)	2009	2008	2007

Gross realized gains	$1,601	1,920	479
Gross realized losses	(1,254)	(1,891)	(129)

Net realized gains	$347	29	350

Other-Than-Temporary Impairment
The following table shows the detail of total OTTI related to debt and equity securities available for sale, and nonmarketable equity securities.

(in millions)	Year ended December 31, 2009

OTTI write-downs
(included in earnings)
Debt securities	$1,012
Equity securities:
Marketable equity securities	82
Nonmarketable equity securities	573

Total equity securities	655

Total OTTI write-downs	$1,667

OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$982
Securities we intend to sell	30
Recorded directly to other comprehensive income for non-credit-related impairment (1)	1,340

Total OTTI on debt securities	$2,352

(1)	Represents amounts recorded to OCI on debt securities in periods OTTI write-downs have occurred, which included $1.1 billion related to residential MBS and $179 million related to commercial MBS. Changes in fair value in subsequent periods on such securities, to the extent not subsequently impaired in those periods, are not reflected in this balance.
     The following table provides detail of OTTI recognized in earnings for debt and equity securities available for sale by major security type.

	Year ended December 31,
(in millions)	2009	2008

Debt securities
U.S. states and political subdivisions	$7	14
Residential mortgage-backed securities	595	183
Commercial mortgage-backed securities	137	23
Corporate debt securities	69	176
Collateralized debt obligations	125	147
Other debt securities	79	3

Total debt securities	1,012	546

Marketable equity securities
Perpetual preferred securities	50	1,057
Other marketable equity securities	32	187

Total marketable equity securities	82	1,244

Total OTTI losses recognized in earnings	$1,094	1,790

     Securities that were determined to be credit impaired during the current year as opposed to prior years, in general have experienced further degradation in expected cash flows primarily due to higher loss forecasts.
Other-Than-Temporarily Impaired Debt Securities
We recognize OTTI for debt securities classified as available for sale in accordance with FASB ASC 320, Investments – Debt and Equity Securities, which requires that we assess whether we intend to sell or it is more likely than not that we will be required to sell a security before recovery of its amortized cost basis less any current-period credit losses. For debt securities that are considered other-than-temporarily impaired and that we do not intend to sell and will not be required to sell prior to recovery of our amortized cost basis, we separate the amount of the impairment into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is the difference between the security’s amortized cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit related and, therefore, is not required to be recognized as losses in the income statement, but is recognized in OCI. We believe that we will fully collect the carrying value of securities on which we have recorded a non-credit-related impairment in OCI.

     The table below presents a roll-forward of the credit loss component recognized in earnings (referred to as “credit-impaired” debt securities). The credit loss component of the amortized cost represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. The beginning balance represents the credit loss component for debt securities for which OTTI occurred prior to January 1, 2009. OTTI recognized in earnings in 2009 for credit-impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit-impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if we sell, intend to sell or believe we will be required to sell previously credit-impaired debt securities. Additionally, the credit loss component is reduced if we receive or expect to receive cash flows in excess of what we previously expected to receive over the remaining life of the credit-impaired debt security, the security matures or is fully written down. Changes in the credit loss component of credit-impaired debt securities were:

(in millions)	Year ended December 31, 2009

Balance, beginning of year	$471
Additions (1):
Initial credit impairments	625
Subsequent credit impairments	357
Reductions:
For securities sold	(255)
Due to change in intent to sell or requirement to sell	(1)
For increases in expected cash flows	(10)

Balance, end of year	$1,187

(1)	Excludes $30 million of OTTI on debt securities we intend to sell.
     For asset-backed securities (e.g., residential MBS), we estimated expected future cash flows of the security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordinated interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which considers current delinquencies and nonperforming assets, future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. The table below presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for residential MBS.

	Non-agency residential MBS –
	non-investment grade	(1)
	Year ended December 31, 2009

Expected remaining life of loan losses (2):
Range (3)	0-58%
Credit impairment distribution (4):
0-10% range	56
10-20% range	27
20-30% range	12
Greater than 30%	5
Weighted average (5)	11
Current subordination levels (6):
Range (3)	0-44
Weighted average (5)	8
Prepayment speed (annual CPR (7)):
Range (3)	5-25
Weighted average (5)	11

(1)	Total credit impairment losses were $591 million, of which 96% were recorded on non-investment grade securities for the year ended December 31, 2009. This does not include OTTI recorded on those securities that we intend to sell.

(2)	Represents future expected credit losses on underlying pool of loans expressed as a percentage of total current outstanding loan balance.

(3)	Represents the range of inputs/assumptions based upon the individual securities within each category.

(4)	Represents distribution of credit impairment losses recognized in earnings categorized based on range of expected remaining life of loan losses.

For example, 56% of credit impairment losses recognized in earnings for the year ended December 31, 2009, had expected remaining life of loan loss assumptions of 0 to 10%.

(5)	Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.

(6)	Represents current level of credit protection (subordination) for the securities, expressed as a percentage of total current underlying loan balance.

(7)	Constant prepayment rate.

Note 5: Securities Available for Sale (continued)
Contractual Maturities
The following table shows the remaining contractual principal maturities and contractual yields of debt securities available for sale. The remaining contractual principal maturities for
MBS were determined assuming no prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

			Remaining contractual principal maturity
		Weighted-			After one year		After five years
	Total	average	Within one year		through five years		through ten years		After ten years
(in millions)	amount	yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

December 31, 2008
Securities of U.S. Treasury and federal agencies	$3,249	1.63%	$1,720	0.02%	$1,120	3.36%	$395	3.54%	$14	5.05%
Securities of U.S. states and political subdivisions	12,658	6.80	189	5.77	672	6.84	1,040	6.74	10,757	6.82
Mortgage-backed securities:
Federal agencies	66,434	5.87	42	4.24	129	5.03	322	5.73	65,941	5.88
Residential	24,830	5.57	—	—	—	—	47	4.95	24,783	5.57
Commercial	8,478	5.32	—	—	5	1.57	135	6.13	8,338	5.31

Total mortgage-backed securities	99,742	5.75	42	4.24	134	4.91	504	5.76	99,062	5.75

Corporate debt securities	6,924	5.15	492	5.00	3,683	4.31	2,231	6.71	518	4.49
Collateralized debt obligations	2,085	4.17	—	—	90	5.68	1,081	4.81	914	3.26
Other	20,775	4.76	53	4.71	7,880	6.75	1,691	3.71	11,151	3.52

Total debt securities at fair value (1)(2)	$145,433	5.56%	$2,496	1.61%	$13,579	5.79%	$6,942	5.44%	$122,416	5.62%

December 31, 2009
Securities of U.S. Treasury and federal agencies	$2,280	2.80%	$413	0.79%	$669	2.14%	$1,192	3.87%	$6	4.03%
Securities of U.S. states and political subdivisions	13,530	6.75	77	7.48	703	6.88	1,055	6.56	11,695	6.76
Mortgage-backed securities:
Federal agencies	82,818	5.50	12	4.68	50	5.91	271	5.56	82,485	5.50
Residential	28,590	5.40	51	4.80	115	0.45	283	5.69	28,141	5.41
Commercial	10,961	5.29	85	0.68	71	5.55	169	5.66	10,636	5.32

Total mortgage-backed securities	122,369	5.46	148	2.44	236	3.14	723	5.63	121,262	5.46

Corporate debt securities	9,335	5.53	684	4.00	3,937	5.68	3,959	5.68	755	5.32
Collateralized debt obligations	3,725	1.70	2	5.53	492	4.48	1,837	1.56	1,394	0.90
Other	15,879	4.22	2,128	5.62	7,762	5.96	697	2.46	5,292	1.33

Total debt securities at fair value (1)	$167,118	5.33%	$3,452	4.63%	$13,799	5.64%	$9,463	4.51%	$140,404	5.37%

(1)	The weighted-average yield is computed using the contractual coupon of each security weighted based on the fair value of each security.

(2)	Information for December 31, 2008, has been revised to conform the determination of remaining contractual principal maturities and weighted-average yields to the current period methodology.

Note 6:   Loans and Allowance for Credit Losses

The following table presents the major categories of loans outstanding including those subject to accounting guidance for PCI loans. Certain loans acquired in the Wachovia acquisition are accounted for as PCI loans and are included below, net of any remaining purchase accounting adjustments.

Outstanding balances of all other loans are presented net of unearned income, net deferred loan fees, and unamortized discount and premium totaling $14.6 billion at December 31, 2009, and $16.9 billion, at December 31, 2008.

	December 31,
	2009			2008			(1)	2007	2006	2005
		All			All
	PCI	other		PCI	other
(in millions)	loans	loans	Total	loans	loans	Total

Commercial and commercial real estate:
Commercial	$1,911	156,441	158,352	4,580	197,889	202,469		90,468	70,404	61,552
Real estate mortgage	5,631	99,167	104,798	7,762	95,346	103,108		36,747	30,112	28,545
Real estate construction	3,713	25,994	29,707	4,503	30,173	34,676		18,854	15,935	13,406
Lease financing	—	14,210	14,210	—	15,829	15,829		6,772	5,614	5,400

Total commercial and commercial real estate	11,255	295,812	307,067	16,845	339,237	356,082		152,841	122,065	108,903

Consumer:
Real estate 1-4 family first mortgage	38,386	191,150	229,536	39,214	208,680	247,894		71,415	53,228	77,768
Real estate 1-4 family junior lien mortgage	331	103,377	103,708	728	109,436	110,164		75,565	68,926	59,143
Credit card	—	24,003	24,003	—	23,555	23,555		18,762	14,697	12,009
Other revolving credit and installment	—	89,058	89,058	151	93,102	93,253		56,171	53,534	47,462

Total consumer	38,717	407,588	446,305	40,093	434,773	474,866		221,913	190,385	196,382

Foreign	1,733	27,665	29,398	1,859	32,023	33,882		7,441	6,666	5,552

Total loans	$51,705	731,065	782,770	58,797	806,033	864,830		382,195	319,116	310,837

(1)	In 2009, we refined certain of our preliminary purchase accounting adjustments based on additional information as of December 31, 2008. These refinements resulted in increasing the PCI loans carrying value at December 31, 2008, to $59.2 billion. The table above has not been updated as of December 31, 2008, to reflect these refinements.
     We pledge loans to secure borrowings from the FHLB and the Federal Reserve Bank as part of our liquidity management strategy. Loans pledged where the secured party does not have the right to sell or repledge totaled $312.6 billion and $337.5 billion at December 31, 2009 and 2008, respectively. We did not have any pledged loans where the secured party has the right to sell or repledge at December 31, 2009 or 2008.
     Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2009 and 2008, we did not have concentrations representing 10% or more of our total loan portfolio in commercial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 14% of total loans at both December 31, 2009 and 2008. Of this amount, 3% of total loans were PCI loans at December 31, 2009. These loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 3% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within our credit risk management process. Beginning in 2007, the residential real estate markets experienced significant declines in property values, and several markets in California, specifically the Central Valley and several Southern California metropolitan statistical areas, experienced more severe value adjustments.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2009, these loans were approximately 15% of total loans, compared with 11% at December 31, 2008. Most of these loans are considered to be prime or near prime.
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

Note 6: Loans and Allowance for Credit Losses (continued)
     A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas that must be met before we are required to fund the commitment. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. See Note 14 in this Report for information on standby letters of credit.
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
     The total of our unfunded loan commitments, net of all funds lent and all standby and commercial letters of credit issued under the terms of these commitments, is summarized by loan category in the following table:

	December 31,
(in millions)	2009	2008

Commercial and commercial real estate:
Commercial	$187,319	195,507
Real estate mortgage	5,138	6,536
Real estate construction	9,385	19,063

Total commercial and commercial real estate	201,842	221,106

Consumer:
Real estate 1-4 family first mortgage	33,460	36,964
Real estate 1-4 family junior lien mortgage	63,338	78,417
Credit card	65,952	75,776
Other revolving credit and installment	20,778	22,231

Total consumer	183,528	213,388

Foreign	4,468	4,817

Total unfunded loan commitments	$389,838	439,311

     We have an established process to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in our portfolio. While we attribute portions of the allowance to specific loan categories as part of our analytical process, the entire allowance is used to absorb credit losses inherent in the total loan portfolio.
     At December 31, 2009, the portion of the allowance for credit losses estimated at a pooled level for consumer loans and some segments of commercial small business loans was $16.7 billion. For purposes of determining the allowance for credit losses, we pool certain loans in our portfolio by product type, primarily for the auto, credit card and real estate mortgage portfolios. To achieve greater accuracy, we further segment selected portfolios. As appropriate, the business groups may attempt to achieve greater accuracy through segmentation by sub-product, origination channel, vintage, loss type, geography and other predictive characteristics. For example, credit cards are segmented by origination channel and the Home Equity portfolios into liquidating and nonliquidating portfolios. In the case of residential mortgages, we segment the liquidating Pick-a-Pay portfolio, and further segment the remainder of the residential mortgage portfolio based on origination channel.
     To measure losses inherent in consumer loans and some commercial small business loans, we use loss models and other quantitative, mathematical techniques. Each business group estimates losses for loans as of the balance sheet date over the loss emergence period. During fourth quarter 2008, we conformed our loss emergence period for these portfolios to cover 12 months of estimated losses, which is within Federal Financial Institutions Examination Council (FFIEC) guidelines and resulted in a $2.7 billion increase to the allowance for credit losses in 2008.
     In determining the appropriate allowance attributable to our residential real estate portfolios, the loss rates used in our analysis include the impacts of our established loan modification programs. When modifications occur or are probable to occur, our allowance considers the impact of these modifications, taking into consideration the associated credit cost, including re-defaults of modified loans and projected loss severity. The loss content associated with existing and probable loan modifications has been considered in our allowance reserving methodology.
     The portion of the allowance for commercial, CRE, and foreign loans and lease financing was $8.3 billion at December 31, 2009. We initially estimate this portion of the allowance by applying historical loss factors statistically derived from tracking losses associated with actual portfolio movements over a specified period of time, for each specific loan grade. Based on this process, we assign loss factors to each pool of graded loans and a loan equivalent amount for unfunded loan commitments and letters of credit. These estimates are then adjusted or supplemented where necessary from additional analysis of long-term average loss experience, external loss data or other risks identified from current conditions and trends in selected portfolios, including management’s judgment for imprecision and uncertainty.
     We also assess and account for certain nonaccrual commercial, CRE, and foreign loan exposures that are over $5 million and certain consumer, commercial, CRE, and foreign loans whose terms have been modified in a TDR as impaired. We include the impairment on these nonperforming loans in the allowance unless it has already been recognized as a loss. At December 31, 2009, we included $2.8 billion in the allowance related to these impaired loans, which is included in other components of the allowance described above.
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

     In addition, the allowance for credit losses included a reserve for unfunded credit commitments of $515 million at December 31, 2009.
     The total allowance reflects management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date. We consider the allowance for credit losses of
$25.0 billion adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2009.
     The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded credit commitments. Changes in the allowance for credit losses were:

	Year ended December 31,
(in millions)	2009	2008	2007	2006	2005

Balance, beginning of year	$21,711	5,518	3,964	4,057	3,950
Provision for credit losses	21,668	15,979	4,939	2,204	2,383
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(3,365)	(1,653)	(629)	(414)	(406)
Real estate mortgage	(758)	(29)	(6)	(5)	(7)
Real estate construction	(975)	(178)	(14)	(2)	(6)
Lease financing	(229)	(65)	(33)	(30)	(35)

Total commercial and commercial real estate	(5,327)	(1,925)	(682)	(451)	(454)

Consumer:
Real estate 1-4 family first mortgage	(3,318)	(540)	(109)	(103)	(111)
Real estate 1-4 family junior lien mortgage	(4,812)	(2,204)	(648)	(154)	(136)
Credit card	(2,708)	(1,563)	(832)	(505)	(553)
Other revolving credit and installment	(3,423)	(2,300)	(1,913)	(1,685)	(1,480)

Total consumer	(14,261)	(6,607)	(3,502)	(2,447)	(2,280)

Foreign	(237)	(245)	(265)	(281)	(298)

Total loan charge-offs	(19,825)	(8,777)	(4,449)	(3,179)	(3,032)

Loan recoveries:
Commercial and commercial real estate:
Commercial	254	114	119	111	133
Real estate mortgage	33	5	8	19	16
Real estate construction	16	3	2	3	13
Lease financing	20	13	17	21	21

Total commercial and commercial real estate	323	135	146	154	183

Consumer:
Real estate 1-4 family first mortgage	185	37	22	26	21
Real estate 1-4 family junior lien mortgage	174	89	53	36	31
Credit card	180	147	120	96	86
Other revolving credit and installment	755	481	504	537	365

Total consumer	1,294	754	699	695	503

Foreign	40	49	65	76	63

Total loan recoveries	1,657	938	910	925	749

Net loan charge-offs (1)	(18,168)	(7,839)	(3,539)	(2,254)	(2,283)

Allowances related to business combinations/other	(180)	8,053	154	(43)	7

Balance, end of year	$25,031	21,711	5,518	3,964	4,057

Components:
Allowance for loan losses	$24,516	21,013	5,307	3,764	3,871
Reserve for unfunded credit commitments	515	698	211	200	186

Allowance for credit losses	$25,031	21,711	5,518	3,964	4,057

Net loan charge-offs as a percentage of average total loans (1)	2.21%	1.97	1.03	0.73	0.77
Allowance for loan losses as a percentage of total loans (2)	3.13	2.43	1.39	1.18	1.25
Allowance for credit losses as a percentage of total loans (2)	3.20	2.51	1.44	1.24	1.31

(1)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.

(2)	The allowance for credit losses includes $333 million for the year ended December 31, 2009, and none for prior years related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans, net of related purchase accounting net write-downs.

     Nonaccrual loans were $24.4 billion and $6.8 billion at December 31, 2009 and 2008, respectively. PCI loans have been classified as accruing. Loans past due 90 days or more as to interest or principal and still accruing interest were $22.2 billion at December 31, 2009, and $11.8 billion at December 31, 2008. The 2009 and 2008 balances included
$15.3 billion and $8.2 billion, respectively, in advances pursuant to our servicing agreements to the Government National Mortgage Association (GNMA) mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).

Note 6: Loans and Allowance for Credit Losses (continued)
     We consider a loan to be impaired under the accounting guidance for loan impairment provisions when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. We assess and account for as impaired certain nonaccrual commercial, CRE and foreign loan exposures that are over $5 million and certain consumer, commercial, CRE and foreign loans whose terms have been modified in a TDR. The recorded investment in impaired loans and the methodology used to measure impairment was:

	December 31,
(in millions)	2009	2008

Impairment measurement based on:
Collateral value method	$561	88
Discounted cash flow method (1)	15,217	3,552

Total (2)	$15,778	3,640

(1)	The December 31, 2009, balance includes $501 million of GNMA loans that are insured by the FHA or guaranteed by the VA. Although both principal and interest are insured, the insured interest rate may be different than the original contractual interest rate prior to modification, resulting in interest impairment under a discounted cash flow methodology.

(2)	Includes $15.0 billion and $3.5 billion of impaired loans with a related allowance of $2.8 billion and $816 million at December 31, 2009 and 2008, respectively. The remaining impaired loans do not have a specific impaired allowance associated with them.
     The average recorded investment in these impaired loans was $10.6 billion, $2.0 billion and $313 million, in 2009, 2008 and 2007, respectively.
     When the ultimate collectibility of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method. Total interest income recognized for impaired loans in 2009, 2008 and 2007 under the cash basis method was not significant.
Purchased Credit-Impaired Loans
PCI loans had an unpaid principal balance of $83.6 billion at December 31, 2009, and $98.2 billion at December 31, 2008 (refined), and a carrying value, before the deduction of the allowance for loan losses, of $51.7 billion and $59.2 billion, respectively. The following table provides details on the PCI loans acquired from Wachovia.

(in millions)	December 31, 2008 (refined )

Contractually required payments including interest	$115,008
Nonaccretable difference (1)	(45,398)

Cash flows expected to be collected (2)	69,610
Accretable yield	(10,447)

Fair value of loans acquired	$59,163

(1)	Includes $40.9 billion in principal cash flows not expected to be collected, $2.0 billion of pre-acquisition charge-offs and $2.5 billion of future interest not expected to be collected.

(2)	Represents undiscounted expected principal and interest cash flows.
     The excess of cash flows expected to be collected over the initial fair value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated life of the PCI loans using the effective yield method. The accretable yield will change due to:
•	estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.
     For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time. The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)	Year ended December 31, 2009

Total, beginning of year (refined)	$(10,447)
Accretion (recognized in earnings)	2,606
Reclassification from nonaccretable difference for loans with improving cash flows	(441)
Changes in expected cash flows that do not affect nonaccretable difference (1)	(6,277)

Total, end of year	$(14,559)

(1)	Represents changes in interest cash flows due to the impact of modifications incorporated into the quarterly assessment of expected future cash flows and/or changes in interest rates on variable rate loans.
     When it is estimated that the expected cash flows have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The table below summarizes the changes in allowance for PCI loan losses.

	Commercial,
	CRE and		Other
(in millions)	foreign	Pick-a-Pay	consumer	Total

Balance at December 31, 2008	$—	—	—	—
Provision for losses due to credit deterioration	850	—	3	853
Charge-offs	(520)	—	—	(520)

Balance at December 31, 2009	$330	—	3	333

Note 7: Premises, Equipment, Lease Commitments and Other Assets

	December 31,
(in millions)	2009	2008

Land	$2,140	2,029
Buildings	8,143	8,232
Furniture and equipment	6,232	5,589
Leasehold improvements	1,381	1,309
Premises and equipment leased under capital leases	152	110

Total premises and equipment	18,048	17,269
Less: Accumulated depreciation and amortization	7,312	6,000

Net book value, premises and equipment	$10,736	11,269

Depreciation and amortization expense for premises and equipment was $1.3 billion, $861 million and $828 million in 2009, 2008 and 2007, respectively.
     Dispositions of premises and equipment, included in noninterest expense, resulted in net losses of $22 million in 2009 and net gains of $22 million and $3 million in 2008 and 2007, respectively.
     We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are predominantly up to 15 years, with the longest up to 78 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2009.

	Operating	Capital
(in millions)	leases	leases

Year ended December 31,
2010	$1,217	53
2011	1,078	13
2012	977	5
2013	849	4
2014	739	3
Thereafter	3,503	25

Total minimum lease payments	$8,363	103

Executory costs		$(13)
Amounts representing interest		(13)

Present value of net minimum lease payments		$77

     Operating lease rental expense (predominantly for premises), net of rental income, was $1.4 billion, $709 million and $673 million in 2009, 2008 and 2007, respectively.
     The components of other assets were:

	December 31 ,
(in millions)	2009	2008

Nonmarketable equity investments:
Cost method:
Private equity investments	$3,808	3,040
Federal bank stock	5,985	6,106

Total cost method	9,793	9,146
Equity method	5,138	6,358
Principal investments (1)	1,423	1,278

Total nonmarketable equity investments (2)	16,354	16,782
Corporate/bank-owned life insurance	19,515	18,339
Accounts receivable	20,565	22,493
Interest receivable	5,946	5,746
Core deposit intangibles	10,774	11,999
Customer relationship and other intangibles	2,168	3,516
Net deferred taxes	3,212	13,864
Foreclosed assets:
GNMA loans (3)	960	667
Other	2,199	1,526
Operating lease assets	2,395	2,251
Due from customers on acceptances	810	615
Other	19,282	12,003

Total other assets	$104,180	109,801

(1)	Principal investments are recorded at fair value with realized and unrealized gains (losses) included in net gains (losses) from equity investments in the income statement.

(2)	Certain amounts in the above table have been reclassified to conform to the current presentation.

(3)	Consistent with regulatory reporting requirements, foreclosed assets include foreclosed real estate securing GNMA loans. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.
     Income related to nonmarketable equity investments was:

	Year ended December 31,
(in millions)	2009	2008	2007

Net gains (losses) from:
Private equity investments (1)	$(368)	265	598
Principal investments	79	—	—
All other nonmarketable equity investments	(234)	(10)	4

Net gains (losses) from nonmarketable equity investments	$(523)	255	602

(1)	Net gains in 2008 include $334 million gain from our ownership in Visa, which completed its initial public offering in March 2008.

Note 8: Securitizations and Variable Interest Entities

Involvement with SPEs
In the normal course of business, we enter into various types of on- and off-balance sheet transactions with special purpose entities (SPEs), which are corporations, trusts or partnerships that are established for a limited purpose. Historically, the majority of SPEs were formed in connection with securitization transactions. In a securitization transaction, assets from our balance sheet are transferred to an SPE, which then issues to investors various forms of interests in those assets and may also enter into derivative transactions. In a securitization transaction, we typically receive cash and/or other interests in an SPE as proceeds for the assets we transfer. Also, in certain transactions, we may retain the right to service the transferred receivables and to repurchase those receivables from the SPE if the outstanding balance of the receivables falls to a level where the cost exceeds the benefits of servicing such receivables. In addition, we may purchase the right to service loans in a SPE that were transferred to the SPE by a third party.
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
     The SPEs we use are primarily either qualifying SPEs (QSPEs), which are not consolidated under existing accounting guidance if the criteria described below are met, or variable interest entities (VIEs). To qualify as a QSPE, an entity must be passive and must adhere to significant limitations on the types of assets and derivative instruments it may own and the extent of activities and decision making in which it may engage. For example, a QSPE’s activities are generally limited to purchasing assets, passing along the cash flows of those assets to its investors, servicing its assets and, in certain transactions, issuing liabilities. Among other restrictions on a QSPE’s activities, a QSPE may not actively manage its assets through discretionary sales or modifications.
     A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. Under existing accounting guidance, a VIE is consolidated by its primary beneficiary, which, under current accounting standards, is the entity that, through its variable interests, absorbs the majority of a VIE’s variability. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets.

     The classifications of assets and liabilities in our balance sheet associated with our transactions with QSPEs and VIEs follow:

					Transfers that
		VIEs that we		VIEs	we account
		do not		that we	for as secured
(in millions)	QSPEs	consolidate	(1)	consolidate	borrowings	Total

December 31, 2008
Cash	$—	—		117	287	404
Trading account assets	1,261	5,241		71	141	6,714
Securities (2)	18,078	15,117		922	6,094	40,211
Mortgages held for sale	56	—		—	—	56
Loans (3)	—	16,882		217	4,126	21,225
Mortgage servicing rights (4)	14,966	—		—	—	14,966
Other assets	345	5,022		2,416	55	7,838

Total assets	34,706	42,262		3,743	10,703	91,414

Short-term borrowings	—	—		307	1,440	1,747
Accrued expenses and other liabilities (4)	514	1,976		330	26	2,846
Long-term debt	—	—		1,773	7,125	8,898
Noncontrolling interests	—	—		121	—	121

Total liabilities and noncontrolling interests	514	1,976		2,531	8,591	13,612

Net assets	$34,192	40,286		1,212	2,112	77,802

December 31, 2009
Cash	$—	—		273	328	601
Trading account assets	1,309	4,788		77	35	6,209
Securities (2)	21,015	14,171		1,794	7,126	44,106
Loans (3)	—	15,698		561	2,007	18,266
Mortgage servicing rights	16,233	—		—	—	16,233
Other assets	41	5,563		2,595	68	8,267

Total assets	38,598	40,220		5,300	9,564	93,682

Short-term borrowings	—	—		351	1,996	2,347
Accrued expenses and other liabilities	1,113	2,239		708	4,864	8,924
Long-term debt	—	—		1,448	1,938	3,386
Noncontrolling interests	—	—		68	—	68

Total liabilities and noncontrolling interests	1,113	2,239		2,575	8,798	14,725

Net assets	$37,485	37,981		2,725	766	78,957

(1)	Reverse repurchase agreements of $20 million are included in other assets at December 31, 2009. These instruments were included in loans at December 31, 2008, in the amount of $349 million. The balance for securities at December 31, 2008, has been revised to reflect the removal of funds for which we had no contractual support arrangements.

(2)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA).

(3)	Excludes related allowance for loan losses.

(4)	Balances related to QSPEs involving mortgage servicing rights and accrued expenses and other liabilities have been revised to reflect additionally identified QSPEs.
     The following disclosures regarding our continuing involvement with QSPEs and unconsolidated VIEs exclude entities where our only involvement is in the form of: (1) investments in trading securities, (2) investments in securities or loans underwritten by third parties, (3) derivative counterparty for certain derivatives such as interest rate swaps or cross currency swaps that have customary terms, and (4) administrative or trustee services. We determined these forms of involvement are not significant due to the temporary nature and size as well as our lack of involvement in the design or operations of unconsolidated VIEs or QSPEs. Also not included are investments accounted for in accordance with the AICPA Investment Company Audit Guide, investments accounted for under the cost method and investments accounted for under the equity method.
Transactions with QSPEs
We use QSPEs to securitize consumer and CRE loans and other types of financial assets, including student loans, auto loans and municipal bonds. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in QSPEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers. The amount recorded for this liability is included in other commitments and guarantees in the following table.

Note 8: Securitizations and Variable Interest Entities (continued)
     A summary of our involvements with QSPEs follows:

							Other
	Total		Debt and				commitments
	QSPE		equity		Servicing		and	Net
(in millions)	assets	(1)	interests	(2)	assets	Derivatives	guarantees	assets

December 31, 2008			Carrying value – asset (liability						)

Residential mortgage loan securitizations (3):
Conforming (4)	$1,008,824		10,207		11,715	—	(426)	21,496
Other/nonconforming	313,447		7,262		2,276	30	(85)	9,483
Commercial mortgage securitizations (3)	320,399		1,452		918	524	—	2,894
Auto loan securitizations	4,133		72		—	43	—	115
Student loan securitizations	2,765		76		57	—	—	133
Other	11,877		74		—	(3)	—	71

Total	$1,661,345		19,143		14,966	594	(511)	34,192

			Maximum exposure to loss

Residential mortgage loan securitizations (3):
Conforming (4)			$10,207		11,715	—	2,697	24,619
Other/nonconforming			7,262		2,276	300	71	9,909
Commercial mortgage securitizations (3)			1,452		918	524	—	2,894
Auto loan securitizations			72		—	43	—	115
Student loan securitizations			76		57	—	—	133
Other			74		—	1,465	37	1,576

Total			$19,143		14,966	2,332	2,805	39,246

December 31, 2009			Carrying value – asset (liability						)

Residential mortgage loan securitizations:
Conforming (4)	$1,150,515		5,846		13,949	—	(869)	18,926
Other/nonconforming	251,850		11,683		1,538	16	(15)	13,222
Commercial mortgage securitizations	345,561		3,760		696	489	—	4,945
Auto loan securitizations	2,285		137		—	21	—	158
Student loan securitizations	2,637		123		50	—	—	173
Other	8,391		57		—	4	—	61

Total	$1,761,239		21,606		16,233	530	(884)	37,485

			Maximum exposure to loss

Residential mortgage loan securitizations:
Conforming (4)			$5,846		13,949	—	4,567	24,362
Other/nonconforming			11,683		1,538	30	218	13,469
Commercial mortgage securitizations			3,760		696	766	—	5,222
Auto loan securitizations			137		—	21	—	158
Student loan securitizations			123		50	—	—	173
Other			57		—	78	—	135

Total			$21,606		16,233	895	4,785	43,519

(1)	Represents the remaining principal balance of assets held by QSPEs using the most current information available.

(2)	Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(3)	Certain balances have been revised to reflect additionally identified residential mortgage QSPEs, as well as to reflect removal of commercial mortgage asset transfers that were subsequently determined not to be transfers to QSPEs.

(4)	Conforming residential mortgage loan securitizations are those that are guaranteed by GSEs. Other commitments and guarantees include amounts related to loans sold to QSPEs that we may be required to repurchase, or otherwise indemnify or reimburse the investor or insurer for losses incurred, due to material breach of contractual representations and warranties. The maximum exposure to loss for material breach of contractual representations and warranties represents a stressed case estimate we utilize for determining stressed case regulatory capital needs and has been revised as of December 31, 2008, to conform with the 2009 basis of determination.
     “Maximum exposure to loss” represents the carrying value of our involvement with off-balance sheet QSPEs plus remaining undrawn liquidity and lending commitments, notional amount of net written derivative contracts, and generally the notional amount of, or stressed loss estimate for, other commitments and guarantees. Maximum exposure to loss is a required disclosure under GAAP and, as presented in the preceding table, represents estimated loss that would be incurred under severe, hypothetical circumstances, for which we believe the possibility of occurrence is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.

     We recognized net gains of $1 million from sales of financial assets in securitizations in 2009 (none in 2008).
Additionally, we had the following cash flows with our securitization trusts.

	Year ended December 31 ,
		2009		2008
		Other		Other
	Mortgage	financial	Mortgage	financial
(in millions)	loans	assets	loans	assets

Sales proceeds from securitizations (1)	$394,632	—	212,770	—
Servicing fees	4,283	42	3,128	—
Other interests held	3,757	296	1,509	131
Purchases of delinquent assets	45	—	36	—
Net servicing advances	257	—	61	—

(1)	Represents cash flow data for all loans securitized in the period presented.
     For securitizations completed in 2009 and 2008, we used the following weighted-average assumptions to determine the fair value of residential mortgage servicing rights and other interests held at the date of securitization.

	Mortgage			Other	Other interests held –
	servicing rights		interests held		subordinate debt
	2009	2008	2009	2008	2009	2008

Prepayment speed (annual CPR (1))	13.4%	12.7	—	36.0	—	13.3
Life (in years)	5.6	7.1	—	2.3	—	5.7
Discount rate	8.3	9.4	—	7.2	—	6.7
Expected life of loan losses					—	1.1

(1)	Constant prepayment rate.
     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2009, for residential and commercial mortgage servicing rights, and other interests held related primarily to residential mortgage loan securitizations are presented in the following table.

		Other interests held				(1)

	Mortgage	Interest-
	servicing	only	Subordinated		Senior
(in millions)	rights	strips	bonds	(2)	bonds	(3)

Fair value of interests held	$17,259	532	447		5,801
Expected weighted-average life (in years)	5.8	5.2	4.2		6.0
Prepayment speed assumption (annual CPR)	12.2%	12.2	8.8		9.9
Decrease in fair value from:
10% adverse change	$718	13	3		43
25% adverse change	1,715	35	9		116
Discount rate assumption	9.0%	20.9	9.7		9.4
MSRs and other interests held
Decrease in fair value from:
100 basis point increase	$755	14	14		203
200 basis point increase	1,449	28	27		389
Credit loss assumption			4.3%		4.7
Decrease in fair value from:
10% higher losses			$11		6
25% higher losses			22		16

(1)	Excludes securities retained in securitizations issued through GSEs such as FNMA, FHLMC and GNMA because we do not believe the value of these securities would be materially affected by the adverse changes in assumptions noted in the table. These GSE securities and other interests held presented in this table are included in debt and equity interests in our disclosure of our involvements with QSPEs shown on page 126.

(2)	Subordinated interests include only those bonds whose credit rating was below AAA by a major rating agency at issuance.

(3)	Senior interests include only those bonds whose credit rating was AAA by a major rating agency at issuance.

Note 8: Securitizations and Variable Interest Entities (continued)
     The sensitivities in the table above are hypothetical and caution should be exercised when relying on this data. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the other interests held is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in others (for example, changes in prepayment speed estimates could result in changes in the discount rates), which might magnify or counteract the sensitivities.
     The table below presents information about the principal balances of owned and securitized loans.

	Total loans		(1)	Delinquent loans		(2)(3)	Net charge-offs		(3)

	December 31,			December 31,			Year ended December 31,
(in millions)	2009	2008		2009	2008		2009	2008

Commercial and commercial real estate:
Commercial	$159,185	204,113		5,052	1,471		3,111	1,539
Real estate mortgage	326,314	310,480		12,375	1,058		833	26
Real estate construction	29,707	34,676		3,765	1,221		959	175
Lease financing	14,210	15,829		171	92		209	52

Total commercial and commercial real estate	529,416	565,098		21,363	3,842		5,112	1,792

Consumer:
Real estate 1-4 family first mortgage	1,331,568	1,165,456		19,224	6,849		4,420	902
Real estate 1-4 family junior lien mortgage	107,000	115,308		2,854	1,421		4,692	2,115
Credit card	24,003	23,555		795	687		2,528	1,416
Other revolving credit and installment	99,140	104,886		1,765	1,427		2,775	1,819

Total consumer	1,561,711	1,409,205		24,638	10,384		14,415	6,252

Foreign	29,398	33,882		219	91		197	196

Total loans owned and securitized	$2,120,525	2,008,185		46,220	14,317		19,724	8,240

Less:
Securitized loans	1,292,928	1,117,039
Mortgages held for sale	39,094	20,088
Loans held for sale	5,733	6,228

Total loans held	$782,770	864,830

(1)	Represents loans in the balance sheet or that have been securitized and includes residential mortgages sold to FNMA, FHLMC and GNMA and securitizations where servicing is our only form of continuing involvement.

(2)	Delinquent loans are 90 days or more past due and still accruing interest as well as nonaccrual loans.

(3)	Delinquent loans and net charge-offs exclude loans sold to FNMA, FHLMC and GNMA. We continue to service the loans and would only experience a loss if required to repurchase a delinquent loan due to a breach in original representations and warranties associated with our underwriting standards.
Transactions with VIEs
Our transactions with VIEs include securitization, investment and financing activities involving CDOs backed by asset-backed and CRE securities, collateralized loan obligations (CLOs) backed by corporate loans or bonds, and other types of structured financing. We have various forms of involvement with VIEs, including holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. These involvements with unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, securities available for sale, loans, MSRs, other assets and other liabilities, as appropriate.

     The following table summarizes our involvement with unconsolidated VIEs.

					Other
	Total		Debt and		commitments
	VIE		equity		and	Net
(in millions)	assets	(1)	interests	Derivatives	guarantees	assets

December 31, 2008			Carrying value – asset (liability				)

Collateralized debt obligations (2)	$54,294		14,080	1,053	—	15,133
Wachovia administered ABCP (3) conduit	10,767		—	—	—	—
Asset-based finance structures	11,614		9,232	(136)	—	9,096
Tax credit structures	22,882		4,366	—	(516)	3,850
Collateralized loan obligations	23,339		3,217	109	—	3,326
Investment funds	105,808		3,543	—	—	3,543
Credit-linked note structures	12,993		50	1,472	—	1,522
Money market funds (4)	13,307		—	10	—	10
Other (5)	1,832		3,983	(36)	(141)	3,806

Total	$256,836		38,471	2,472	(657)	40,286

			Maximum exposure to loss
Collateralized debt obligations			$14,080	4,849	1,514	20,443
Wachovia administered ABCP (3) conduit			—	15,824	—	15,824
Asset-based finance structures			9,346	136	—	9,482
Tax credit structures			4,366	—	560	4,926
Collateralized loan obligations			3,217	109	555	3,881
Investment funds			3,550	—	140	3,690
Credit-linked note structures			50	2,253	—	2,303
Money market funds (4)			—	51	—	51
Other (5)			3,991	130	578	4,699

Total			$38,600	23,352	3,347	65,299

December 31, 2009			Carrying value – asset (liability				)

Collateralized debt obligations	$55,899		12,988	1,746	—	14,734
Wachovia administered ABCP (3) conduit	5,160		—	—	—	—
Asset-based finance structures	17,467		10,187	(72)	(248)	9,867
Tax credit structures	27,537		4,659	—	(653)	4,006
Collateralized loan obligations	23,830		3,602	64	—	3,666
Investment funds	84,642		1,831	—	(129)	1,702
Credit-linked note structures	1,755		40	985	—	1,025
Other (5)	8,470		3,269	5	(293)	2,981

Total	$224,760		36,576	2,728	(1,323)	37,981

			Maximum exposure to loss
Collateralized debt obligations			$12,988	3,586	33	16,607
Wachovia administered ABCP (3) conduit			—	5,263	—	5,263
Asset-based finance structures			10,187	72	968	11,227
Tax credit structures			4,659	—	4	4,663
Collateralized loan obligations			3,702	64	473	4,239
Investment funds			2,331	500	89	2,920
Credit-linked note structures			40	1,714	—	1,754
Other (5)			3,269	5	1,774	5,048

Total			$37,176	11,204	3,341	51,721

(1)	Represents the remaining principal balance of assets held by unconsolidated VIEs using the most current information available. For VIEs that obtain exposure to assets synthetically through derivative instruments, the remaining notional amount of the derivative is included in the asset balance.

(2)	The balance of total VIE assets for VIEs involving CDOs has been revised to reflect additionally identified CDOs.

(3)	Asset-based commercial paper.

(4)	Includes only those money market mutual funds to which the Company had outstanding contractual support agreements in place. The balance has been revised to exclude certain funds because the support arrangements had lapsed or settled and the Company is not obligated to support such funds.

(5)	Contains investments in auction rate securities issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

Note 8: Securitizations and Variable Interest Entities (continued)
     “Maximum exposure to loss” represents the carrying value of our involvement with off-balance sheet (unconsolidated) VIEs plus remaining undrawn liquidity and lending commitments, notional amount of net written derivative contracts, and generally the notional amount of, or stressed loss estimate for, other commitments and guarantees. Maximum exposure to loss is a required disclosure under GAAP and, as presented in the preceding table, represents estimated loss that would be incurred under severe, hypothetical circumstances, for which we believe the possibility of occurrence is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.
COLLATERALIZED DEBT OBLIGATIONS (CDOs) A CDO is a securitization where an SPE purchases a pool of assets consisting of asset-backed securities and issues multiple tranches of equity or notes to investors. In some transactions a portion of the assets are obtained synthetically through the use of derivatives such as credit default swaps or total return swaps. Prior to 2008, we engaged in the structuring of CDOs on behalf of third party asset managers who would select and manage the assets for the CDO. Typically, the asset manager has some discretion to manage the sale of assets of, or derivatives used by the CDO.
     In addition to our role as arranger we may have other forms of involvement with these transactions. Such involvement may include acting as liquidity provider, derivative counterparty, secondary market maker or investor. For certain transactions, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer.
     We assess whether we are the primary beneficiary of CDOs at the inception of the transactions based on our expectation of the variability associated with our continuing involvement. Subsequently, we monitor our ongoing involvement in these transactions to determine if a more frequent assessment of variability is necessary. Variability in these transactions may be created by credit risk, market risk, interest rate risk or liquidity risk associated with the CDO’s assets. Our assessment of the variability is performed qualitatively because our continuing involvement is typically senior in priority to the third party investors in transactions. In most cases, we are not the primary beneficiary of these transactions because we do not retain the subordinate interests in these transactions and, accordingly, do not absorb the majority of the variability.
COLLATERALIZED LOAN OBLIGATIONS (CLOs) A CLO is a securitization where an SPE purchases a pool of assets consisting of loans and issues multiple tranches of equity or notes to investors. Generally, CLOs are structured on behalf of a third party asset manager that typically selects and manages the assets for the term of the CLO. Typically, the asset manager has some discretion to manage the sale of assets of the CLO.
     Prior to the securitization, we may provide all or substantially all of the warehouse financing to the asset manager. The asset manager uses this financing to purchase the assets into a bankruptcy remote SPE during the warehouse period. At the completion of the warehouse period, the assets are sold to the CLO and the warehouse financing is repaid with the proceeds received from the securitization’s investors. The warehousing period is generally less than 12 months in duration. In the event the securitization does not take place, the assets in the warehouse are liquidated. We consolidate the warehouse SPEs when we are the primary beneficiary. We are the primary beneficiary when we provide substantially all of the financing and therefore absorb the majority of the variability. Sometimes we have loss sharing arrangements whereby a third party asset manager agrees to absorb the credit and market risk during the warehousing period or upon liquidation of the collateral in the event a securitization does not take place. In those circumstances we do not consolidate the warehouse SPE because the third party asset manager absorbs the majority of the variability through the loss sharing arrangement.
     In addition to our role as arranger and warehouse financing provider, we may have other forms of involvement with these transactions. Such involvement may include acting as underwriter, derivative counterparty, secondary market maker or investor. For certain transactions, we may also act as the servicer, for which we receive fees in connection with that role. We also earn fees for arranging these transactions and distributing the securities.
     We assess whether we are the primary beneficiary of CLOs at inception of the transactions based on our expectation of the variability associated with our continuing involvement. Subsequently, we monitor our ongoing involvement in these transactions to determine if a more frequent assessment of variability is necessary. Variability in these transactions may be created by credit risk, market risk, interest rate risk or liquidity risk associated with the CLO’s assets. Our assessment of the variability is performed qualitatively because our continuing involvement is typically senior in priority to the third party investors in transactions. In most cases, we are not the primary beneficiary of these transactions because we do not retain the subordinate interests in these transactions and, accordingly, do not absorb the majority of the variability.
MULTI-SELLER COMMERCIAL PAPER CONDUIT We administer a multi-seller ABCP conduit that finances certain client transactions. We acquired the relationship with this conduit in the Wachovia merger. This conduit is a bankruptcy remote entity that makes loans to, or purchases certificated interests, generally from SPEs, established by our clients (sellers) and which are secured by pools of financial assets. The conduit funds itself through the issuance of highly rated commercial paper to third party investors. The primary source of repayment of the commercial paper is the cash flows from the conduit’s assets or the re-issuance of commercial paper upon maturity. The conduit’s assets are structured with deal-specific credit enhancements generally in the form of overcollateralization provided by the seller, but also may include subordinated interests, cash reserve accounts, third party credit support facilities and excess spread capture. The weighted-average life of the conduit’s assets was 2.5 years at December 31, 2009, and 3.0 years at December 31, 2008, respectively.
     The composition of the conduit’s assets follows:

	December 31, 2009		December 31, 2008 (1)

	Funded	Total	Funded	Total
	asset	committed	asset	committed
	composition	exposure	composition	exposure

Commercial and middle market loans	42.3%	35.6	27.6	32.6
Auto loans	26.8	29.2	27.6	22.0
Equipment loans	18.5	16.8	14.4	11.4
Leases	4.2	3.2	12.6	11.7
Trade receivables	3.3	10.3	8.8	10.9
Credit cards	1.7	2.7	7.0	7.9
Other	3.2	2.2	2.0	3.5

Total	100.0%	100.0	100.0	100.0

(1)    Certain December 31, 2008, percentages have been revised to conform with the December 31, 2009, classification of certain assets.
     The table below summarizes the weighted-average credit rating equivalents of the conduit’s assets.
These ratings are based on internal rating criteria.

	December 31, 2009		December 31, 2008

	Funded	Total	Funded	Total
	asset	committed	asset	committed
	composition	exposure	composition	exposure

AAA	—%	—	9.4	10.4
AA	12.8	18.7	8.3	11.7
A	29.4	36.5	52.2	51.5
BBB/BB	57.8	44.8	30.1	26.4

Total	100.0%	100.0	100.0	100.0

     The timely repayment of the commercial paper is further supported by asset-specific liquidity facilities in the form of liquidity asset purchase agreements that we provide. Each facility is equal to 102% of the conduit’s funding commitment to a client. The aggregate amount of liquidity must be equal to or greater than all the commercial paper issued by the conduit. At the discretion of the administrator, we may be required to purchase assets from the conduit at par value plus accrued interest or discount on the related commercial paper, including situations where the conduit is unable to issue commercial paper. Par value may be different from fair value.
     We receive fees in connection with our role as administrator and liquidity provider. We may also receive fees related to the structuring of the conduit’s transactions.
     The weighted average life of the commercial paper was 22.5 days at December 31, 2009, and the average yield on the commercial paper was 0.24%. The ability of the conduit to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. At December 31, 2009, we did not hold any of the commercial paper issued by the conduit.
     The conduit has issued a subordinated note to a third party investor. The subordinated note is designed to absorb the expected variability associated with the credit risk in the conduit’s assets as well as assets that may be or were funded by us as a result of a purchase under the provisions of a specific liquidity asset purchase agreement. Actual credit losses incurred on the conduit’s assets or assets purchased under the liquidity facilities are absorbed first by the subordinated note prior to any allocation to us as the liquidity provider.
We increased the face amount of our subordinated note to $60 million in March 2009. In fourth quarter 2009, the subordinated note absorbed $16 million of losses. At December 31, 2009, the available balance of the subordinated note was $44 million. The subordinated note matures in 2017.
     At least quarterly, or more often if circumstances dictate, we assess whether we are the primary beneficiary of the conduit based on our expectation of the variability associated with our liquidity facilities and administrative fee arrangement. Such circumstances may include changes to the terms of the conduit’s assets, internal credit grades, outstanding amounts under each facility or the purchase of the conduit’s commercial paper. We assess variability using a quantitative expected loss model. The key inputs to the model include internally generated risk ratings that are mapped to third party rating agency loss-given-default assumptions. We do not consolidate the conduit because our expected loss model indicates that the holder of the subordinated note absorbs the majority of the variability of the conduit’s assets.
ASSET-BASED FINANCE STRUCTURES We engage in various forms of structured finance arrangements with VIEs that are collateralized by various asset classes including energy contracts, auto and other transportation leases, intellectual property, equipment and general corporate credit. We typically provide senior financing, and may act as an interest rate swap or commodity derivative counterparty when necessary. In most cases, we are not the primary beneficiary of these structures because we do not retain a majority of the variability in these transactions.

Note 8: Securitizations and Variable Interest Entities (continued)
     For example, we had investments in asset-backed securities that were collateralized by auto leases or loans and cash reserves. These fixed-rate securities are underwritten by us and have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by SPEs that have been formed by third party auto financing institutions primarily because they require a source of liquidity to fund ongoing vehicle sales operations.
TAX CREDIT STRUCTURES We co-sponsor and make investments in affordable housing and sustainable energy projects that are designed to generate a return primarily through the realization of federal tax credits. In some instances, our investments in these structures may require that we fund future capital commitments at the discretion of the project sponsors. While the size of our investment in a single entity may at times exceed 50% of the outstanding equity interests, we do not consolidate these structures due to performance guarantees provided by the project sponsors giving them a majority of the variability.
INVESTMENT FUNDS At December 31, 2009, we had investments of $1.3 billion and lending arrangements of $20 million with certain funds managed by one of our majority owned subsidiaries compared with investments of $2.1 billion and lending arrangements of $349 million at December 31, 2008. In addition, we also provide a default protection agreement to a third party lender to one of these funds. Our involvements in these funds are either senior or of equal priority to third party investors. We do not consolidate the investment funds because we do not absorb the majority of the expected future variability associated with the funds’ assets, including variability associated with credit, interest rate and liquidity risks.
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
MONEY MARKET FUNDS In 2008 we entered into a capital support agreement for up to $130 million related to an investment in a structured investment vehicle (SIV) held by AAA-rated money market funds we sponsor in order to maintain a AAA credit rating and a NAV of $1.00 for the funds. In third quarter 2008, we fulfilled our obligation under this agreement by purchasing the SIV investment from the funds. In third quarter 2009, we purchased additional SIV investments from the AAA-rated money market funds. At December 31, 2009, we had no outstanding support agreements. We recorded a loss of $27 million in 2009 in connection with support provided to our money market/collective funds. At December 31, 2009, the SIV investments were recorded as debt securities in our securities available-for-sale portfolio. We do not consolidate these funds because we do not absorb the majority of the expected future variability associated with the fund’s assets. We are generally not responsible for investment losses incurred by funds we sponsor, and we do not have a contractual or implicit obligation to indemnify such losses or provide additional support to the funds. While we previously elected to enter into capital support agreements for the funds, we are not obligated and may elect not to provide support to these funds or other funds we sponsor in the future.
CREDIT-LINKED NOTE STRUCTURES We enter into credit-linked note structures for two separate purposes. First and primarily, we structure transactions for clients designed to provide investors with specified returns based on the returns of an underlying security, loan or index. Second, in certain situations, we also use credit-linked note structures to reduce risk-weighted assets for determining regulatory capital ratios by structuring similar transactions that are indexed to the returns of a pool of underlying loans that we own. These transactions reduce our risk-weighted assets because they transfer a portion of the credit risk in the indexed pool of loans to the holders of the credit-linked notes. Both of these types of transactions result in the issuance of credit-linked notes and typically involve a bankruptcy remote SPE that synthetically obtains exposure to the underlying loans through a derivative instrument such as a written credit default swap or total return swap. The SPE issues notes to investors based on the referenced underlying securities or loans. Proceeds received from the issuance of these notes are usually invested in investment grade financial assets. We are typically the derivative counterparty to these transactions and administrator responsible for investing the note proceeds. We do not consolidate these SPEs because we typically do not hold any of the notes that they issue.
OTHER TRANSACTIONS WITH VIES In August 2008, Wachovia reached an agreement to purchase at par auction rate securities (ARS) that were sold to third party investors by two of its subsidiaries. ARS are debt instruments with long-term maturities, but which reprice more frequently. Certain of these securities were issued by VIEs. At December 31, 2009, we held in our securities available-for-sale portfolio $3.2 billion of ARS issued by VIEs that we redeemed pursuant to this agreement, compared with $3.7 billion at December 31, 2008. At December 31, 2008, we had a liability in our balance sheet of $91 million for additional losses on anticipated future redemptions of ARS issued by VIEs. We did not have a liability related to this event at December 31, 2009, since all remaining ARS issued by VIEs subject to the agreement were redeemed.
     On November 18, 2009, we reached agreements to purchase additional ARS from eligible investors who bought ARS through one of three of our broker-dealer subsidiaries. At December 31, 2009, we had a liability in our balance sheet of $261 million for losses on anticipated future redemptions of ARS associated with these agreements. As of December 31, 2009, we had not redeemed a substantial amount of these securities. Were we to redeem all ARS issued by VIEs that are subject to the agreement, our estimated maximum exposure to loss would be $1.6 billion; however, certain of these securities may be repaid in full by the issuer prior to redemption.

     We do not consolidate the VIEs that issued the ARS because we do not expect to absorb the majority of the expected future variability associated with assets of the VIEs.
TRUST PREFERRED SECURITIES In addition to the involvements disclosed in the following table, we had $19.0 billion of debt financing through the issuance of trust preferred securities at December 31, 2009. In these transactions, VIEs that we wholly own issue preferred equity or debt securities to third party investors. All of the proceeds of the issuance are invested in debt securities that we issue to the VIEs. In certain instances, we may provide liquidity to third party investors that purchase long-term securities that reprice frequently issued by VIEs.
The VIEs’ operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us. This is the case even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. We report the debt securities that we issue to the VIEs as long-term debt in our consolidated balance sheet.
     A summary of our transactions with VIEs accounted for as secured borrowings and involvements with consolidated VIEs follows:

		Carrying value			(1)
	Total		Third
	VIE	Consolidated	party	Noncontrolling
(in millions)	assets	assets	liabilities	interests

December 31, 2008
Secured borrowings:
Municipal tender option bond securitizations	$6,358	6,280	4,765	—
Auto loan securitizations	2,134	2,134	1,869	—
Commercial real estate loans	1,294	1,294	1,258	—
Residential mortgage securitizations	1,124	995	699	—

Total secured borrowings	10,910	10,703	8,591	—

Consolidated VIEs:
Structured asset finance	3,491	1,666	1,481	13
Investment funds	1,119	1,070	155	97
Other	1,007	1,007	774	11

Total consolidated VIEs	5,617	3,743	2,410	121

Total secured borrowings and consolidated VIEs	$16,527	14,446	11,001	121

December 31, 2009
Secured borrowings:
Municipal tender option bond securitizations	$7,156	7,189	6,856	—
Auto loan securitizations	274	274	121	—
Commercial real estate loans	1,309	1,309	1,269	—
Residential mortgage securitizations	901	792	552	—

Total secured borrowings	9,640	9,564	8,798	—

Consolidated VIEs:
Structured asset finance	2,791	1,074	1,088	10
Investment funds	2,257	2,245	271	33
Other	2,697	1,981	1,148	25

Total consolidated VIEs	7,745	5,300	2,507	68

Total secured borrowings and consolidated VIEs	$17,385	14,864	11,305	68

(1)	Amounts exclude loan loss reserves, and total assets may differ from consolidated assets due to the different measurement methods used depending on classification of the assets.

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
     The changes in residential MSRs measured using the fair value method were:

	Year ended December 31,
(in millions)	2009	2008	2007

Fair value, beginning of year	$14,714	16,763	17,591
Purchases	—	191	803
Acquired from Wachovia (1)	34	479	—
Servicing from securitizations or asset transfers	6,226	3,450	3,680
Sales	—	(269)	(1,714)

Net additions	6,260	3,851	2,769

Changes in fair value:
Due to changes in valuation model inputs or assumptions (2)	(1,534)	(3,341)	(571)
Other changes in fair value (3)	(3,436)	(2,559)	(3,026)

Total changes in fair value	(4,970)	(5,900)	(3,597)

Fair value, end of year	$16,004	14,714	16,763

(1)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.
     The changes in amortized commercial MSRs were:

	Year ended December 31,
(in millions)	2009	2008	2007

Balance, beginning of year	$1,446	466	377
Purchases (1)	11	10	120
Acquired from Wachovia (2)	(135)	1,021	—
Servicing from securitizations or asset transfers (1)	61	24	40
Amortization	(264)	(75)	(71)

Balance, end of year (3)	$1,119	1,446	466

Fair value of amortized MSRs:
Beginning of year	$1,555	573	457
End of year	1,261	1,555	573

(1)	Based on December 31, 2009, assumptions, the weighted-average amortization period for MSRs added during the twelve months of 2009 was approximately 18.1 years.

(2)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.

(3)	There was no valuation allowance recorded for the periods presented.
Commercial MSRs are evaluated for impairment purposes by the following asset classes: agency and non-agency commercial mortgage-backed securities (MBS), and loans.
     We present the components of our managed servicing portfolio in the table below at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

	December 31,
(in billions)	2009	2008	2007

Residential mortgage servicing
Serviced for others	$1,422	1,388	1,283
Owned loans serviced	364	378	174
Subservicing	10	15	17

Total residential servicing	1,796	1,781	1,474

Commercial mortgage servicing
Serviced for others	454	472	147
Owned loans serviced	105	103	37
Subservicing	10	11	6

Total commercial servicing	569	586	190

Total managed servicing portfolio	$2,365	2,367	1,664

Total serviced for others	$1,876	1,860	1,430
Ratio of MSRs to related loans serviced for others	0.91%	0.87	1.20

     The components of mortgage banking noninterest income were:

	Year ended December 31,

(in millions)	2009	2008	2007

Servicing income, net:
Servicing fees	$3,942	3,855	4,025
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (1)	(1,534)	(3,341)	(571)
Other changes in fair value (2)	(3,436)	(2,559)	(3,026)

Total changes in fair value of residential MSRs	(4,970)	(5,900)	(3,597)
Amortization	(264)	(75)	(71)
Net derivative gains from economic hedges (3)	6,849	3,099	1,154

Total servicing income, net	5,557	979	1,511
Net gains on mortgage loan origination/sales activities	6,152	1,183	1,289
All other	319	363	333

Total mortgage banking noninterest income	$12,028	2,525	3,133

Market-related valuation changes to MSRs, net of hedge results (1) + (3)	$5,315	(242)	583

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.

(3)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 15 – Free-Standing Derivatives in this Report for additional discussion and detail.

     Servicing fees include certain unreimbursed direct servicing obligations primarily associated with workout activities.
In addition, servicing fees and all other in the table above included:

	Year ended December 31,
(in millions)	2009	2008	2007

Contractually specified servicing fees	$4,473	3,904	3,922
Late charges	329	283	293
Ancillary fees	187	148	124

Note 10:   Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	December 31				,
	2009		2008
	Gross		Gross
	carrying	Accumulated	carrying	Accumulated
(in millions)	value	amortization	value	amortization

Amortized intangible assets:
MSRs (1)	$1,606	487	1,672	226
Core deposit intangibles	15,140	4,366	14,188	2,189
Customer relationship and other intangibles	3,050	896	3,988	486

Total amortized intangible assets	$19,796	5,749	19,848	2,901

MSRs (carried at fair value) (1)	$16,004		14,714
Goodwill	24,812		22,627
Trademark	14		14

(1)	See Note 9 in this Report for additional information on MSRs.
     The following table provides the current year and estimated future amortization expense for amortized intangible assets.

			Customer
	Amortized	Core	relationship
	commercial	deposit	and other
(in millions)	MSRs	intangibles	intangibles	(1)	Total

Year ended December 31, 2009 (actual)	$264	2,180	412		2,856

Estimate for year ended December 31,
2010	$224	1,870	337		2,431
2011	198	1,593	289		2,080
2012	161	1,396	274		1,831
2013	125	1,241	254		1,620
2014	108	1,113	238		1,459

(1)	Includes amortization of lease intangibles reported in occupancy expense of $8 million for 2009, and estimated amortization of $9 million, $8 million, $8 million, $5 million, and $4 million for 2010, 2011, 2012, 2013 and 2014, respectively.

     We based our projections of amortization expense shown above on existing asset balances at December 31, 2009. Future amortization expense may vary from these projections.
     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. As a result of the combination of Wells Fargo and Wachovia, management realigned its business segments into the following three lines of business: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. As part of this realignment, we updated our reporting units. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. We allocate goodwill to reporting units based on relative fair value, using certain performance metrics. We have revised prior period information to reflect this realignment. See Note 23 in this Report for further information on management reporting.
     The following table shows the allocation of goodwill to our operating segments for purposes of goodwill impairment testing. The additions in 2009 predominantly relate to goodwill recorded in connection with refinements to our initial acquisition date purchase accounting.

			Wealth,
	Community	Wholesale	Brokerage and	Consolidated
(in millions)	Banking	Banking	Retirement	Company

December 31, 2007	$10,591	2,147	368	13,106
Reduction in goodwill related to divested businesses	—	(1)	—	(1)
Goodwill from business combinations	6,229	3,303	—	9,532
Foreign currency translation adjustments	(10)	—	—	(10)

December 31, 2008	16,810	5,449	368	22,627
Goodwill from business combinations	1,343	830	5	2,178
Foreign currency translation adjustments	7	—	—	7

December 31, 2009	$18,160	6,279	373	24,812

Note 11:   Deposits

Time certificates of deposit (CDs) and other time deposits issued by domestic offices totaled $117.0 billion and $210.5 billion at December 31, 2009 and 2008, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2009

2010	$66,162
2011	20,617
2012	9,635
2013	15,354
2014	2,225
Thereafter	3,006

Total	$116,999

     Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $43.7 billion and $90.1 billion at December 31, 2009 and 2008, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2009

Three months or less	$10,146
After three months through six months	5,092
After six months through twelve months	8,592
After twelve months	19,907

Total	$43,737

     Time CDs and other time deposits issued by foreign offices with a denomination of $100,000 or more represent a major portion of all of our foreign deposit liabilities of $60.0 billion and $40.9 billion at December 31, 2009 and 2008, respectively.
     Demand deposit overdrafts of $667 million and $1.1 billion were included as loan balances at December 31, 2009 and 2008, respectively.

Note 12:   Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.
     At December 31, 2009, we had $500 million available in lines of credit. These financing arrangements require the maintenance of compensating balances or payment of fees, which were not material.

	2009		2008		2007
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

As of December 31,
Commercial paper and other short-term borrowings	$12,950	0.39%	$45,871	0.93%	$30,427	4.45%
Federal funds purchased and securities sold under agreements to repurchase	26,016	0.08	62,203	1.12	22,828	2.94

Total	$38,966	0.18	$108,074	1.04	$53,255	3.80

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$27,793	0.43	$43,792	2.43	$8,765	4.96
Federal funds purchased and securities sold under agreements to repurchase	24,179	0.46	22,034	1.88	17,089	4.74

Total	$51,972	0.44	$65,826	2.25	$25,854	4.81

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$62,871	N/A	$76,009	N/A	$30,427	N/A
Federal funds purchased and securities sold
under agreements to repurchase (2)	30,608	N/A	62,203	N/A	23,527	N/A

N/A – Not applicable.
(1) Highest month-end balance in each of the last three years was February 2009, August 2008 and December 2007.
(2) Highest month-end balance in each of the last three years was February 2009, December 2008 and September 2007.

Note 13:   Long-Term Debt

Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, and purchase accounting adjustments for debt assumed in the Wachovia acquisition, where applicable):

	December 31,
	2009			2008
	Maturity	Stated
(in millions)	date(s)	interest rate(s)

Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes (1)(2)	2010-2035	2.125-6.75%	$46,266	49,019
Floating-rate notes (2)(3)	2010-2048	Varies	41,231	51,220
Extendible notes (4)			—	8
Market-linked notes (5)	2010-2018	Varies	458	933

Total senior debt – Parent			87,955	101,180

Subordinated
Fixed-rate notes (1)	2011-2035	4.375-7.574%	12,148	12,204
Floating-rate notes	2015-2016	Varies	1,096	1,074

Total subordinated debt – Parent			13,244	13,278

Junior subordinated
Fixed-rate notes (1)(6)(7)(8)	2026-2068	5.625-10.18%	8,661	10,111
FixFloat preferred purchase securities (9)(10)	2013-2044	7.70-9.75% to 2013, varies	4,296	4,308
Floating-rate notes	2027-2036	Varies	272	245
FixFloat notes	2036	6.28% to 2011, varies	10	10
Fixed-rate notes – hybrid trust securities (1)(11)(12)(13)	2037-2047	6.375-7.85%	2,425	2,449
FixFloat notes – income trust securities (14)	2011-2042	5.20% to 2011, varies	2,490	2,445

Total junior subordinated debt – Parent (15)			18,154	19,568

Total long-term debt – Parent			119,353	134,026

Wells Fargo Bank, N.A. and its subsidiaries (WFB, N.A.)
Senior
Fixed-rate notes	2010-2011	1.122-3.720%	6	63
Floating-rate notes			—	1,026
Fixed-rate advances – Federal Home Loan Bank (FHLB) (1)	2011-2012	1.60-5.20%	707	202
Market-linked notes (5)	2010-2016	0.025-5.75%	304	437
Obligations of subsidiaries under capital leases (Note 7)	2010-2025	Varies	71	97

Total senior debt – WFB, N.A.			1,088	1,825

Subordinated
Fixed-rate notes (1)	2010-2036	4.75-7.55%	6,383	6,941
Floating-rate notes (3)	2016	Varies	500	500
Other notes and debentures	2010-2037	0.00-6.00%	12	9

Total subordinated debt – WFB, N.A.			6,895	7,450

Total long-term debt – WFB, N.A.			7,983	9,275

Wachovia Bank, N.A. (WB, N.A.)
Senior
Fixed-rate notes (1)	2013	6.00%	2,227	2,098
Fixed-rate advances – FHLB			—	8
Floating-rate notes (3)	2010-2011	Varies	3,910	3,963
Floating-rate advances – FHLB			—	5,527
Primarily notes issued under global note programs (16)	2010-2040	Varies	4,410	20,529
Obligations of subsidiaries under capital leases (Note 7)	2014	4.98%	6	6

Total senior debt – WB, N.A.			10,553	32,131

Subordinated
Fixed-rate notes (1)	2010-2038	4.80-7.85%	11,825	12,856
Floating-rate notes (3)	2014-2017	Varies	1,437	1,388

Total subordinated debt – WB, N.A.			13,262	14,244

Junior subordinated
Fixed-rate notes – trust securities	2026	8.00%	318	308
Floating-rate notes – trust securities	2027	Varies	270	243

Total junior subordinated debt – WB, N.A. (15)			588	551

Mortgage notes and other debt	2010-2046	Varies	7,679	9,993

Total long-term debt – WB, N.A.			32,082	56,919

(continued on the following page)

(continued from previous page)

	December 31,

	2009			2008
	Maturity	Stated
(in millions)	date(s)	interest rate(s)

Wells Fargo Financial, Inc., and its subsidiaries (WFFI)
Senior
Fixed-rate notes	2010-2034	3.60-6.125%	$7,294	6,456
Floating-rate notes			—	1,075

Total senior debt – WFFI			7,294	7,531

Subordinated
Other subordinated – WFFI	2010-2017	3.50-5.125%	4	6

Total subordinated debt – WFFI			4	6

Total long-term debt – WFFI			7,298	7,537

Other consolidated subsidiaries
Senior
Fixed-rate notes	2010-2049	0.00-7.50%	617	2,489
Fixed-rate advances – FHLB	2010-2031	3.27-8.45%	1,958	2,545
Floating-rate notes (3)	2011	Varies	595	2,641
Floating-rate advances – FHLB (3)	2010-2013	Varies	32,771	46,282
Other notes and debentures – floating-rate	2010-2028	Varies	70	3,347

Total senior debt – Other consolidated subsidiaries			36,011	57,304

Subordinated
Fixed-rate notes	2016	4.28-5.222%	18	—
Floating-rate notes			—	421
Floating-rate notes – preferred units			—	349
Other notes and debentures – floating rate	2011-2016	Varies	54	84

Total subordinated debt – Other consolidated subsidiaries			72	854

Junior subordinated
Fixed-rate notes	2011-2030	5.50-10.875%	63	116
Floating-rate notes	2027-2036	Varies	241	248
FixFloat notes	2036	7.064% through 2011, varies	79	80

Total junior subordinated debt – Other consolidated subsidiaries (15)			383	444

Mortgage notes and other debt of subsidiaries	2013-2014	Varies	679	799

Total long-term debt – Other consolidated subsidiaries			37,145	59,401

Total long-term debt			$203,861	267,158

(1)	We entered into interest rate swap agreements for most of the aggregate balance of these notes, whereby we receive fixed-rate interest payments approximately equal to interest on the notes and make interest payments based on an average one-month, three-month or six-month London Interbank Offered Rate (LIBOR).

(2)	On December 10, 2008, Wells Fargo issued $3 billion of 3% fixed senior unsecured notes and $3 billion of floating senior unsecured notes both maturing on December 9, 2011. On March 30, 2009, Wells Fargo issued $1.75 billion of 2.125% fixed senior unsecured notes and $1.75 billion of floating senior unsecured notes both maturing on June 15, 2012. These notes are guaranteed under the FDIC’s Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States.

(3)	We entered into interest rate swap agreements for a portion of the aggregate balance of these notes, whereby we receive variable-rate interest payments and make interest payments based on a fixed rate.

(4)	The extendible notes are floating-rate securities with an initial maturity of 13 or 24 months, which can be extended on a rolling monthly or quarterly basis, respectively, to a final maturity of five years at the investor’s option.

(5)	Consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 15 – Free-standing derivatives in this Report.

(6)	On December 5, 2006, Wells Fargo Capital X issued 5.95% Capital Securities and used the proceeds to purchase from the Parent 5.95% Capital Efficient Notes (the Notes) due 2086 (scheduled maturity 2036). When it issued the Notes, the Parent entered into a Replacement Capital Covenant (the Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Notes or the Capital Securities on or before December 1, 2066, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Covenant. For more information, refer to the Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed December 5, 2006.

(7)	On May 25, 2007, Wells Fargo Capital XI issued 6.25% Enhanced Trust Preferred Securities (Enhanced TRUPS®) (the 2007 Capital Securities) and used the proceeds to purchase from the Parent 6.25% Junior Subordinated Deferrable Interest Debentures due 2067 (the 2007 Notes). When it issued the 2007 Notes, the Parent entered into a Replacement Capital Covenant (the 2007 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.625% Junior Subordinated Debentures due 2034 that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the 2007 Notes or the 2007 Capital Securities on or before June 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the 2007 Covenant. For more information, refer to the 2007 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 25, 2007.

(8)	On March 12, 2008, Wells Fargo Capital XII issued 7.875% Enhanced Trust Preferred Securities (Enhanced TRUPS®) (the First 2008 Capital Securities) and used the proceeds to purchase from the Parent 7.875% Junior Subordinated Deferrable Interest Debentures due 2068 (the First 2008 Notes). When it issued the First 2008 Notes, the Parent entered into a Replacement Capital Covenant (the First 2008 Covenant) in which it agreed for the benefit of the holders of the Parent’s 5.375% Junior Subordinated Debentures due 2035 (the Covered Debt) that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the First 2008 Notes or the First 2008 Capital Securities on or before March 15, 2048, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the First 2008 Covenant. For more information, refer to the First 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 12, 2008.

Note 13:   Long-Term Debt (continued)
(9)	On May 19, 2008, Wells Fargo Capital XIII issued 7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities (PPS) (the Second 2008 Capital Securities). The proceeds were used to purchase Remarketable 7.50% Junior Subordinated Notes maturing in 2044 (the Second 2008 Notes) from the Parent. In connection with the issuance of the Second 2008 Capital Securities, the Trust and the Parent entered into a forward stock purchase contract that obligates the Trust to purchase the Parent’s Noncumulative Perpetual Preferred Stock, Series A (the Series A Preferred Stock) and obligates the Parent to make payments to the Trust of 0.20% per annum through the stock purchase date, expected to be March 26, 2013 (the Series A Stock Purchase Date). Prior to the Series A Stock Purchase Date, the Trust is required to remarket and sell the Second 2008 Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series A Preferred Stock. When it issued the Second 2008 Notes, the Parent entered into a Replacement Capital Covenant (the Second 2008 Covenant) in which it agreed for the benefit of the holders of the Covered Debt that, after the date it notifies the holders of the Covered Debt of the Second 2008 Covenant, it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, (i) any part of the Second 2008 Notes prior to the Series A Stock Purchase Date or (ii) any part of the Second 2008 Capital Securities or the Series A Preferred Stock prior to the date that is 10 years after the Series A Stock Purchase Date, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Second 2008 Covenant. For more information, refer to the Second 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 19, 2008.

(10)	On September 10, 2008, Wells Fargo Capital XV issued 9.75% Fixed-to-Floating Rate Normal PPS (the Third 2008 Capital Securities). The proceeds were used to purchase Remarketable 9.25% Junior Subordinated Notes maturing in 2044 (the Third 2008 Notes) from the Parent. In connection with the issuance of the Third 2008 Capital Securities, the Trust and the Parent entered into a forward stock purchase contract that obligates the Trust to purchase the Parent’s Noncumulative Perpetual Preferred Stock, Series B (the Series B Preferred Stock) and obligates the Parent to make payments to the Trust of 0.50% per annum through the stock purchase date, expected to be September 26, 2013 (the Series B Stock Purchase Date). Prior to the Series B Stock Purchase Date, the Trust is required to remarket and sell the Third 2008 Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series B Preferred Stock. When it issued the Third 2008 Notes, the Parent entered into a Replacement Capital Covenant (the Third 2008 Covenant) in which it agreed for the benefit of the holders of the Covered Debt that, after the date it notifies the holders of the Covered Debt of the Third 2008 Covenant, it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, (i) any part of the Third 2008 Notes prior to the Series B Stock Purchase Date or (ii) any part of the Third 2008 Capital Securities or the Series B Preferred Stock prior to the date that is 10 years after the Series B Stock Purchase Date, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Third 2008 Covenant. For more information, refer to the Third 2008 Covenant, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed September 10, 2008.

(11)	On February 15, 2007, Wachovia Capital Trust IV issued 6.375% Trust Preferred Securities (the First Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 6.375% Extendible Long-Term Subordinated Notes (the First Wachovia Notes). When it issued the First Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the First Wachovia Covenant) in which it agreed for the benefit of the holders of Wachovia’s Floating-Rate Junior Subordinated Deferrable Interest Debentures due January 15, 2027, (the Wachovia Covered Debt) that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the First Wachovia Notes or the First Wachovia Trust Securities on or after the scheduled maturity date of the First Wachovia Notes and prior to the date that is 20 years prior to the final repayment date of the First Wachovia Notes, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the First Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the First Wachovia Covenant. For more information, refer to the First Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed February 15, 2007.

(12)	On May 8, 2007, Wachovia Capital Trust IX issued 6.375% Trust Preferred Securities (the Second Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 6.375% Extendible Long-Term Subordinated Notes (the Second Wachovia Notes). When it issued the Second Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the Second Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Second Wachovia Notes or the Second Wachovia Trust Securities (i) on or after the earlier of the date that is 30 years prior to the final repayment date of the Second Wachovia Notes and the scheduled maturity date of the Second Wachovia Notes and (ii) prior to the later of the date that is 20 years prior to the final repayment date of the Second Wachovia Notes and June 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Second Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Second Wachovia Covenant. For more information, refer to the Second Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed May 8, 2007.

(13)	On November 21, 2007, Wachovia Capital Trust X issued 7.85% Trust Preferred Securities (the Third Wachovia Trust Securities) and used the proceeds to purchase from Wachovia 7.85% Extendible Long-Term Subordinated Notes (the Third Wachovia Notes). When it issued the Third Wachovia Notes, Wachovia entered into a Replacement Capital Covenant (the Third Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will not repay, redeem or repurchase, and that none of its subsidiaries will purchase, any part of the Third Wachovia Notes or the Third Wachovia Trust Securities (i) on or after the earlier of the date that is 30 years prior to the final repayment date of the Third Wachovia Notes and the scheduled maturity date of the Third Wachovia Notes and (ii) prior to the later of the date that is 20 years prior to the final repayment date of the Third Wachovia Notes and December 15, 2057, unless the repayment, redemption or repurchase is made from the net cash proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the Third Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Third Wachovia Covenant. For more information, refer to the Third Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed November 21, 2007.

(14)	On February 1, 2006, Wachovia Capital Trust III issued 5.80% Fixed-to-Floating Rate Wachovia Income Trust Securities (the Fourth Wachovia Trust Securities) and used the proceeds to purchase from Wachovia Remarketable Junior Subordinated Notes due 2042 (the Fourth Wachovia Notes). In connection with the issuance of the Fourth Wachovia Trust Securities, the Trust and Wachovia entered into a forward stock purchase contract that obligates the Trust to purchase Wachovia’s Noncumulative Perpetual Class A Preferred Stock, Series I (the Series I Preferred Stock) and obligates Wachovia to make payments to the Trust of 0.60% per annum through the stock purchase date, expected to be March 15, 2011 (the Series I Stock Purchase Date). Prior to the Series I Stock Purchase Date, the Trust is required to remarket and sell the Fourth Wachovia Notes to third party investors to generate cash proceeds to satisfy its obligation to purchase the Series I Preferred Stock. When it issued the Fourth Wachovia Notes, Wachovia entered into a Declaration of Covenant (the Fourth Wachovia Covenant) in which it agreed for the benefit of the holders of the Wachovia Covered Debt that it will repurchase the Fourth Wachovia Trust Securities or redeem or repurchase shares of the Series I Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the net cash proceeds of the issuance of certain qualified securities as described in the Fourth Wachovia Covenant. In connection with the Wachovia acquisition, the Parent assumed all of Wachovia’s obligations under the Fourth Wachovia Covenant. For more information, refer to the Fourth Wachovia Covenant, which was filed as Exhibit 99.1 to Wachovia’s Current Report on Form 8-K filed February 1, 2006.

(15)	Represents junior subordinated debentures held by unconsolidated wholly-owned trusts formed for the sole purpose of issuing trust preferred securities.

(16)	At December 31, 2009, bank notes of $3.8 billion had floating rates of interest ranging from 0.0006% to 7.6%, and $593 million of the notes had fixed rates of interest ranging from 1.00% to 5.00%.

     We participated in the Federal Deposit Insurance Corp-oration’s (FDIC) Temporary Liquidity Guarantee Program (TLGP). The TLGP had two components: the Debt Guarantee Program, which provided a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provided a temporary unlimited guarantee of funds in noninterest-bearing transaction accounts at FDIC-insured institutions. The Debt Guarantee Program expired on October 31, 2009, and we opted out of the temporary unlimited guarantee of funds effective December 31, 2009.
     The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2009, follow.

(in millions)	Parent	Company

2010	$21,292	40,495
2011	22,466	37,699
2012	15,460	27,027
2013	9,871	19,716
2014	7,575	11,063
Thereafter	42,689	67,861

Total	$119,353	203,861

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2009, we were in compliance with all the covenants.

Note 14:   Guarantees and Legal Actions

Guarantees
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, liquidity agreements, written put options, recourse obligations, residual value guarantees, and contingent consideration. The following table shows carrying value, maximum exposure to loss on our guarantees and the amount with a higher risk of performance.

	December 31,
	2009			2008
		Maximum	Non-		Maximum	Non-
	Carrying	exposure	investment	Carrying	exposure	investment
(in millions)	value	to loss	grade	value	to loss	grade

Standby letters of credit	$148	49,997	21,112	130	47,191	17,293
Securities lending and other indemnifications	51	20,002	2,512	—	30,120	1,907
Liquidity agreements (1)	66	7,744	—	30	17,602	—
Written put options (1)(2)	803	8,392	3,674	1,376	10,182	5,314
Loans sold with recourse	96	5,049	2,400	53	6,126	2,038
Residual value guarantees	8	197	—	—	1,121	—
Contingent consideration	11	145	102	11	187	—
Other guarantees	—	55	2	—	38	—

Total guarantees	$1,183	91,581	29,802	1,600	112,567	26,552

(1)	Certain of these agreements included in this table are related to off-balance sheet entities and, accordingly, are also disclosed in Note 8 in this Report.
(2)	Written put options, which are in the form of derivatives, are also included in the derivative disclosures in Note 15 in this Report.

     “Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high.
Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. These credit policies are more fully described in Note 6 in this Report.
     Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is its extremely remote possibility, where the value of our interests and any associated

Note 14: Guarantees and Legal Actions (continued)

collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value, which is either fair value or cost adjusted for incurred credit losses, is more representative of our exposure to loss than maximum exposure to loss.
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
     As a securities lending agent, we loan client securities, on a fully collateralized basis, to third party borrowers. We indemnify our clients against borrower default of a return of those securities and, in certain cases, against collateral losses. We support these guarantees with collateral, generally in the form of cash or highly liquid securities that is marked to market daily. There was $20.7 billion at December 31, 2009, and $31.0 billion at December 31, 2008, in collateral supporting loaned securities with values of $20.0 billion and $30.1 billion, respectively.
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
     We provide liquidity facilities on all commercial paper issued by the conduit we administer. We also provide liquidity to certain off-balance sheet entities that hold securitized fixed-rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. See Note 8 in this Report for additional information on these arrangements.
     Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price, and include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk in the event the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 8 in this Report for additional information regarding transactions with VIEs and Note 15 in this Report for additional information regarding written derivative contracts.
     In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain period of time. The maximum exposure to loss represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions, but the likelihood of the repurchase of the entire balance is remote and amounts paid can be recovered in whole or in part from the sale of collateral. In 2009, we did not repurchase a significant amount of loans associated with these agreements.
     We have provided residual value guarantees as part of certain leasing transactions of corporate assets. At December 31, 2009, the only remaining residual value guarantee related to a leasing transaction on certain corporate buildings. At December 31, 2008, the residual value guarantees also included leasing transactions related to railcars, which were unwound in first quarter 2009. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale of the leased assets results in proceeds less than a stated percent (generally 80% to 89%) of the asset’s cost less depreciation, we would be required to reimburse the lessor under our guarantee.
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
     Although there can be no assurance as to the ultimate outcome, Wells Fargo and/or our subsidiaries have generally denied, or believe we have a meritorious defense and will deny, liability in all significant litigation pending against us, including the matters described below, and we intend to defend vigorously each case, other than matters we describe as having or being settled. Reserves are established for legal claims when it becomes probable that a loss will be incurred at the date of the financial statements and the amount of loss can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims.
ADELPHIA LITIGATION Wachovia Bank, N.A. and Wachovia Capital Markets, LLC, are defendants in an adversary proceeding previously pending in the United States Bankruptcy Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (Adelphia). The Official Committee of Unsecured Creditors in Adelphia’s bankruptcy case filed the claims; the current plaintiff is the Adelphia Recovery Trust, which was substituted as the plaintiff pursuant to Adelphia’s confirmed plan of reorganization. In February 2006, an order was entered moving the case to the United States District Court for the Southern District of New York. The complaint asserts claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and seeks equitable relief and an unspecified amount of compensatory and punitive damages. After rulings on various motions to dismiss, the remaining claims essentially allege the banks should be liable to Adelphia on theories of aiding and abetting a breach of fiduciary duty and violation of the Bank Holding Company Act. The case is scheduled to go to trial on September 13, 2010.
AUCTION RATE SECURITIES On November 20, 2008, the State of Washington Department of Financial Institutions filed a proceeding entitled In the Matter of determining whether there has been a violation of the Securities Act of Washington by: Wells Fargo Investments, LLC; Wells Fargo Brokerage Services, LLC; and Wells Fargo Institutional Securities, LLC. The action sought a cease and desist order against violations of the anti-fraud and suitability provisions of the Washington Securities Act. On April 23, 2009, the Attorney General of the State of California filed a complaint in the Superior Court of the State of California for the County of San Francisco alleging that certain Wells Fargo affiliates improperly sold ARS to customers. The Attorney General sought an injunction against those affiliates, enjoining them from violating certain California statutes, civil penalties, disgorgement of profits, restitution and damages. On November 18, 2009, Wells Fargo announced separate settlement agreements with the State of California Attorney General’s office and the North American Securities Administrators Association. The agreements resolve the above-referenced enforcement actions and all active regulatory investigations concerning Wells Fargo’s participation in the ARS market. In conjunction with the settlement agreements, Wells Fargo announced it would buy back ARS from eligible investors.
     In addition, the purported civil class actions relating to the sale of ARS are no longer pending against various Wells Fargo affiliated defendants. On January 26, 2010, two of the pending civil class actions were dismissed in their entirety. The remaining cases have been settled or conditionally dismissed.
CASA DE CAMBIO INVESTIGATION An investigation is being conducted by the U.S. Attorney’s Office for the Southern District of Florida, in conjunction with certain regulators, into, among other matters, Wachovia Bank, N.A.’s prior correspondent banking relationship with certain non-domestic exchange houses and Wachovia Bank, N.A.’s compliance with Bank Secrecy Act and anti-money laundering requirements. Wachovia Bank, N.A. has cooperated fully with the regulators and with the U.S. Attorney’s Office’s investigation, and is engaged in discussions to resolve this matter by paying penalties and entering into agreements concerning future conduct.
DATA TREASURY LITIGATION Wells Fargo & Company, Wells Fargo Bank, N.A., Wachovia Bank, N.A. and Wachovia Corporation are among over 55 defendants originally named in two actions asserting patent infringement claims filed by Data Treasury Corporation in the U.S. District Court for the Eastern District of Texas. Data Treasury seeks a declaration that its patents are valid and have been infringed, and seeks damages and permanent injunctive relief. A trial on two of the patents is scheduled to be held on August 1, 2010. A second trial on the remaining patents has not been scheduled.
ELAVON LITIGATION On January 16, 2009, Elavon, Inc. (Elavon), a provider of merchant processing services, filed a complaint in the U.S. District Court for the Northern District of Georgia against Wachovia Corporation, Wachovia Bank, N.A., Wells Fargo & Company, and Wells Fargo Bank, N.A. The complaint seeks equitable relief, including specific performance, and damages for Wachovia Bank’s allegedly wrongful termination of its merchant referral contract with Elavon. The complaint also sought damages, including punitive damages, against the Wells Fargo entities for tortious interference with contractual relations; this claim was dismissed by the court on October 13, 2009. On September 29, 2009, Elavon filed an amended complaint adding a party not affiliated with Wells Fargo to the litigation. The case is currently in discovery.
ERISA LITIGATION Seven purported class actions have been filed against Wachovia Corporation (Wachovia), its board of directors and certain senior officers in the U.S. District Court for the Southern District of New York on behalf of employees of Wachovia and its affiliates who held shares of Wachovia common stock in their Wachovia Savings Plan accounts. On June 18, 2009, the U.S. District Court for the Southern District of New York entered a Memorandum and Order transferring these consolidated cases to the U.S. District Court for the Western District of North Carolina. The plaintiffs allege breach of fiduciary duty under the Employee Retirement Income Security Act (ERISA) claiming, among other things, that the defendants should not have permitted Wachovia common stock to remain an investment option in the Wachovia Savings Plan because alleged misleading disclosures relating to the Golden West mortgage portfolio, exposure to CDOs and other problem loans, and other alleged misstatements made its stock a risky and imprudent investment for employee retirement accounts. Wachovia has filed a motion to dismiss which is currently pending.

Note 14: Guarantees and Legal Actions (continued)

GOLDEN WEST AND RELATED LITIGATION A purported securities class action, Lipetz v. Wachovia Corporation, et al., was filed on July 7, 2008, in the U.S. District Court for the Southern District of New York alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934. An amended complaint was filed on December 15, 2008. Among other allegations, plaintiffs allege Wachovia Corporation’s common stock price was artificially inflated as a result of allegedly misleading disclosures relating to the Golden West Financial Corp. (Golden West) mortgage portfolio, Wachovia Corporation’s exposure to other mortgage related products such as CDOs, control issues and ARS. On March 19, 2009, the defendants filed a motion to dismiss the amended class action complaint in the Lipetz case, which has now been re-captioned as In re Wachovia Equity Securities Litigation. There are four additional cases (not class actions) containing allegations similar to the allegations in the In re Wachovia Equity Securities Litigation captioned Stichting Pensioenfonds ABP v. Wachovia Corp. et al., FC Holdings AB, et al. v. Wachovia Corp., et al., Deka Investment GmbH v. Wachovia Corp. et al. and Forsta AP-Fonden v. Wachovia Corp., et al., respectively, which were filed in the U.S. District Court for the Southern District of New York, and there are a number of other similar actions filed in state courts in North Carolina and South Carolina by individual shareholders.
     After a number of procedural motions, three purported class action cases alleging violations of Sections 11, 12, and 15 of the Securities Act of 1933 as a result of allegedly misleading disclosures relating to the Golden West mortgage portfolio in connection with Wachovia’s issuance of various preferred securities and bonds were transferred to the U.S. District Court for the Southern District of New York. A consolidated class action complaint was filed on September 4, 2009, and the matter is now captioned In Re Wachovia Preferred Securities and Bond/Notes Litigation. On September 29, 2009, a non-class action case containing allegations similar to the allegations in the In re Wachovia Preferred Securities and Bond/Notes litigation, and captioned City of Livonia Employees’ Retirement System v. Wachovia Corp et al., was filed in the Southern District of New York.
     Motions to dismiss all of these cases are pending.
     Several government agencies are investigating matters similar to the issues raised in this litigation. Wells Fargo and its affiliates are cooperating fully.
ILLINOIS ATTORNEY GENERAL LITIGATION On July 31, 2009, the Attorney General for the State of Illinois filed a civil lawsuit against Wells Fargo & Company, Wells Fargo Bank, N.A. and Wells Fargo Financial Illinois, Inc. in the Circuit Court for Cook County, Illinois. The Illinois Attorney General alleges that the Wells Fargo defendants engaged in illegal discrimination by “reverse redlining” and by steering African-American and Latino customers into high cost, subprime mortgage loans while other borrowers with similar incomes received lower cost mortgages. Illinois also alleges that Wells Fargo Financial Illinois, Inc. misled Illinois customers about the terms of mortgage loans. Illinois’ complaint against all Wells Fargo defendants is based on alleged violation of the Illinois Human Rights Act and the Illinois Fairness in Lending Act. The complaint also alleges that Wells Fargo Financial Illinois, Inc. violated the Illinois Consumer Fraud and Deceptive Business Practices Act and the Illinois Uniform Deceptive Trade Practices Act. Illinois’ complaint seeks an injunction against the defendants’ alleged violation of these Illinois statutes, restitution to consumers and civil money penalties. On October 9, 2009, the Company filed a motion to dismiss Illinois’ complaint.
INTERCHANGE LITIGATION Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation are named as defendants, separately or in combination, in putative class actions filed on behalf of a plaintiff class of merchants and in individual actions brought by individual merchants with regard to the interchange fees associated with Visa and MasterCard payment card transactions. These actions have been consolidated in the United States District Court for the Eastern District of New York. Visa, MasterCard and several banks and bank holding companies are named as defendants in various of these actions. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and their member banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other members of Visa, are parties to Loss and Judgment Sharing Agreements (the Agreements), which provide that they, along with other member banks of Visa, will share, based on a formula, in any losses from certain litigation specified in the Agreements, including the Interchange Litigation.
LE-NATURE’S INC. Wachovia Bank, N.A. is the administrative agent on a $285 million credit facility extended to Le-Nature’s, Inc. (Le-Nature’s) in September 2006, of which approximately $270 million was syndicated to other lenders by Wachovia Capital Markets, LLC. Le-Nature’s was the subject of a Chapter 7 bankruptcy petition which was converted to a Chapter 11 bankruptcy petition in November 2006 in the U.S. Bankruptcy Court for the Western District of Pennsylvania. The filing was precipitated by an apparent fraud relating to Le-Nature’s financial condition.
     On March 14, 2007, the two Wachovia entities filed an action against several hedge funds in the Superior Court for the State of North Carolina, Mecklenburg County, alleging that the hedge fund defendants had acquired a significant quantity of the outstanding debt with full knowledge of Le-Nature’s fraud and with the intention of pursuing alleged fraud and other tort claims against the two Wachovia entities purportedly related to their role in Le-Nature’s credit facility. A preliminary injunction was entered by the Court that, among other things, prohibited defendants from asserting any such claims in any other forum. On March 13, 2008, the North Carolina judge granted Defendants’ motion to stay the North Carolina action and modified the injunction to allow the Defendants to attempt to assert claims in a Federal Court action in New York, the dismissal of which has been affirmed by the Second Circuit. The Wachovia entities’ appeal was denied by the North Carolina Court of Appeals on December 22, 2009, and the matter is back before the Superior Court. Plaintiffs in the dismissed Federal Court action have filed an additional case in the New York State Supreme Court for the County of Manhattan seeking to recover from Wachovia on various theories of liability.
     On April 28, 2008, holders of Le-Nature’s Senior Subordinated Notes, an offering which was underwritten by Wachovia Capital Markets in June 2003, sued alleging various fraud claims. This case, captioned California Public Employees Retirement System, et al. v. Wachovia Capital Markets, LLC is pending in the U.S. District Court for the Western District of Pennsylvania. On April 3, 2009, after a number of procedural motions in various courts, the case was remanded to the Superior Court of the State of California for the County of Los Angeles. On January 14, 2010, the case was dismissed with plaintiffs granted the right to replead. On August 1, 2009, the trustee under the indenture for Le-Nature’s Senior Subordinated Notes also filed claims against Wachovia Capital Markets seeking recovery for the bondholders under a variety of theories.
     On October 30, 2008, the liquidation trust created in Le-Nature’s bankruptcy filed suit against a number of individuals and entities, including Wachovia Capital Markets, LLC, and Wachovia Bank, N.A., in the U.S. District Court for the Western District of Pennsylvania, asserting a variety of claims on behalf of the estate. On March 2, 2009, the Wachovia defendants moved to dismiss the case filed by the liquidation trust. On September 16, 2009, the Court dismissed a cause of action for breach of fiduciary duty but denied the remainder of Wachovia’s motion to dismiss.
MERGER RELATED LITIGATION On October 4, 2008, Citigroup, Inc. (Citigroup) purported to commence an action in the Supreme Court of the State of New York for the County of Manhattan, captioned Citigroup, Inc. v. Wachovia Corp., et al., naming as defendants Wachovia Corporation (Wachovia), Wells Fargo & Company (Wells Fargo), and the directors of both companies. The complaint alleged that Wachovia breached an exclusivity agreement with Citigroup, which by its terms was to expire on October 6, 2008, by entering into negotiations and an eventual acquisition agreement with Wells Fargo, and that Wells Fargo and the individual defendants had tortiously interfered with the same contract.
     On October 4, 2008, Wachovia filed a complaint in the U.S. District Court for the Southern District of New York, captioned Wachovia Corp. v. Citigroup, Inc. On October 14, 2008, Wells Fargo filed a related complaint in the U.S. District Court for the Southern District of New York, captioned Wells Fargo v. Citigroup, Inc. Both complaints seek declaratory and injunctive relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. On March 20, 2009, the U.S. District Court for the Southern District of New York remanded the Citigroup, Inc. v. Wachovia
Corp., et al. case to the Supreme Court of the State of New York for the County of Manhattan, but retained jurisdiction over the Wachovia v. Citigroup and Wells Fargo v. Citigroup cases. On July 13, 2009, the U.S. District Court for the Southern District of New York issued an Opinion and Order denying Citigroup’s motion for partial judgment on the pleadings in the Wachovia Corp. v. Citigroup, Inc. case. The Court held that the Exclusivity Agreement, entered into between Citigroup and Wachovia on September 29, 2008, and which formed the basis for a substantial portion of the allegations of Citigroup’s complaint against Wachovia and Wells Fargo, was void as against public policy by enactment of Section 126(c) of the Emergency Economic Stabilization Act on October 3, 2008. These cases are currently in discovery in both courts.
MUNICIPAL DERIVATIVES BID PRACTICES INVESTIGATION The Department of Justice (DOJ) and the SEC, beginning in November 2006, have been requesting information from a number of financial institutions, including Wachovia Bank, N.A.’s municipal derivatives group, generally with regard to competitive bid practices in the municipal derivative markets. In connection with these inquiries, Wachovia Bank, N.A. has received subpoenas from both the DOJ and SEC as well as requests from the OCC and several states seeking documents and information. The DOJ and the SEC have advised Wachovia Bank, N.A. that they believe certain of its employees engaged in improper conduct in conjunction with certain competitively bid transactions and, in November 2007, the DOJ notified two Wachovia Bank, N.A. employees, both of whom have since been terminated, that they are regarded as targets of the DOJ’s investigation. Wachovia Bank, N.A. has been cooperating and continues to fully cooperate with the government investigations.
     Wachovia Bank, N.A., along with a number of other banks and financial services companies, has also been named as a defendant in a number of substantially identical purported class actions, filed in various state and federal courts by various municipalities alleging they have been damaged by the activity which is the subject of the governmental investigations. On April 30, 2009, the Court granted a motion filed by Wachovia Bank, N.A. and certain other defendants to dismiss the Consolidated Class Action Complaint and dismissed all claims against Wachovia Bank, N.A., with leave to replead. A Second Consolidated Amended Complaint was filed on June 18, 2009, and a motion to dismiss this complaint has been filed and briefed. A number of putative class and individual actions have been brought in California, including five non-class complaints which were amended with new allegations and the addition of Wells Fargo & Company as a defendant. All of the cases are being coordinated in the Southern District of New York.
PAYMENT PROCESSING CENTER On February 17, 2006, the U.S. Attorney’s Office for the Eastern District of Pennsylvania filed a civil fraud complaint against a former Wachovia Bank, N.A. customer, Payment Processing Center (PPC). PPC was a third party payment processor for telemarketing and catalogue companies. On April 24, 2008, Wachovia Bank, N.A. and the

Note 14: Guarantees and Legal Actions (continued)

OCC entered into an Agreement to resolve the OCC’s investigation into Wachovia Bank, N.A.’s relationship with PPC and three other companies. The Agreement provides, among other things, that (i) Wachovia Bank, N.A. will provide restitution to consumers, (ii) will create a segregated account in the amount of $125 million to cover the estimated maximum cost of the restitution, (iii) will fund organizations that provide education for consumers over a two year period in the amount of $8.9 million, (iv) will make various changes to its policies and procedures related to customers that use remotely created checks and (v) will appoint a special Compliance Committee to oversee compliance with the Agreement. Wachovia Bank, N.A. and the OCC also entered into a Consent Order for Payment of a Civil Money Penalty whereby Wachovia Bank, N.A., without admitting or denying the allegations contained therein, agreed to payment of a $10 million civil money penalty. The OCC Agreement was amended on December 8, 2008, to provide for direct restitution payments and those payments were mailed to consumers on December 11, 2008. Wachovia Bank, N.A. is cooperating with government officials to administer the OCC settlement and in their continued investigation of this matter.
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

Note 15:   Derivatives

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
     We use derivatives that are designed as qualifying hedge contracts as defined by the Derivatives and Hedging topic in the Codification as part of our interest rate and foreign currency risk management, including interest rate swaps, caps and floors, futures and forward contracts, and options. We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting, including economic hedge derivatives. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. Additionally, free-standing derivatives include embedded derivatives that are required to be separately accounted for from their host contracts.
     Our derivative activities are monitored by Corporate ALCO. Our Treasury function, which includes asset/liability management, is responsible for various hedging strategies developed through analysis of data from financial models and other internal and industry sources. We incorporate the resulting hedging strategies into our overall interest rate risk management and trading strategies.

The total notional or contractual amounts and fair values for derivatives were:

	December 31, 2009			December 31, 2008
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives

Qualifying hedge contracts (1)
Interest rate contracts (2)	$119,966	6,425	1,302	191,972	11,511	3,287
Foreign exchange contracts	30,212	1,553	811	38,386	1,138	1,198

Total derivatives designated as qualifying hedging instruments		7,978	2,113		12,649	4,485

Derivatives not designated as hedging instruments
Free-standing derivatives (economic hedges) (1):
Interest rate contracts (3)	633,734	4,441	4,873	750,728	12,635	9,708
Equity contracts	300	—	2	—	—	—
Foreign exchange contracts	7,019	233	29	4,208	150	325
Credit contracts – protection purchased	577	261	—	644	528	—
Other derivatives	4,583	—	40	4,458	108	71

Subtotal		4,935	4,944		13,421	10,104

Customer accommodation, trading and other free-standing derivatives (4):
Interest rate contracts	2,734,664	54,687	53,905	3,752,656	142,739	141,508
Commodity contracts	92,182	5,400	5,182	86,360	6,117	6,068
Equity contracts	27,123	2,434	2,977	37,136	3,088	2,678
Foreign exchange contracts	172,018	3,084	2,737	273,437	7,562	7,419
Credit contracts – protection sold	76,693	979	9,577	137,113	349	20,880
Credit contracts – protection purchased	81,357	9,349	1,089	140,442	22,100	1,281
Other derivatives	8,717	638	389	1,490	28	150

Subtotal		76,571	75,856		181,983	179,984

Total derivatives not designated as hedging instruments		81,506	80,800		195,404	190,088

Total derivatives before netting		89,484	82,913		208,053	194,573

Netting (5)		(65,926)	(73,303)		(168,690)	(182,435)

Total		$23,558	9,610		39,363	12,138

(1)	Represents asset/liability management hedges, which are included in other assets or other liabilities.

(2)	Notional amounts presented exclude $20.9 billion of basis swaps that are combined with receive fixed-rate/pay floating-rate swaps and designated as one hedging instrument.

(3)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, interest rate lock commitments and other interests held.

(4)	Customer accommodation, trading and other free-standing derivatives are included in trading assets or other liabilities.

(5)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to master netting arrangements under the accounting guidance covering the offsetting of amounts related to certain contracts. The amount of cash collateral netted against derivative assets and liabilities was $5.3 billion and $14.1 billion, respectively, at December 31, 2009, and $17.7 billion and $22.2 billion, respectively, at December 31, 2008.

Fair Value Hedges
We use interest rate swaps to convert certain of our fixed-rate long-term debt and CDs to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt and repurchase agreements. Consistent with our asset/liability management strategy of converting fixed-rate debt to floating rates, we believe interest expense should reflect only the current contractual interest cash flows on the liabilities and the related swaps. In addition, we use interest rate swaps and forward contracts to hedge against changes in fair value of certain debt securities that are classified as securities available for sale, due to changes in interest rates, foreign currency rates, or both. For fair value hedges of long-term debt, CDs, repur-
chase agreements and debt securities, all parts of each derivative’s gain or loss due to the hedged risk are included in the assessment of hedge effectiveness, except for foreign-currency denominated securities available for sale, short-term borrowings and long-term debt hedged with forward derivatives for which the time value component of the derivative gain or loss is excluded from the assessment of hedge effectiveness.
     For fair value hedging relationships, we use statistical regression analysis to assess hedge effectiveness, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic change in fair value of the hedging instrument against the periodic changes in fair value of the asset or liability being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.

Note 15: Derivatives (continued)

     The following table shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships as defined by the Derivatives and Hedging topic in the Codification.

	Year ended December 31, 2009
	Interest rate contracts hedging		Foreign exchange contracts hedging
	Securities		Securities
	available	Long-term	available	Short-term	Long-term
(in millions)	for sale	debt	for sale	borrowings	debt

Gains (losses) recorded in net interest income	$(289)	1,677 (1)	(56)	27	349

Gains (losses) recorded in noninterest income
Recognized on derivatives	954	(3,270)	(713)	217	2,612
Recognized on hedged item	(936)	3,132	713	(217)	(2,626)

Recognized on fair value hedges (ineffective portion)	$18	(138)	—	—	(14)

(1)	Includes approximately $10 million of losses on forward derivatives hedging foreign-currency securities available for sale, short-term borrowings and long-term debt, representing the portion of derivative gain or loss excluded from assessment of hedge effectiveness (time value).

Cash Flow Hedges
We hedge floating-rate debt against future interest rate increases by using interest rate swaps, caps, floors and futures to limit variability of cash flows due to changes in the benchmark interest rate. We also use interest rate swaps and floors to hedge the variability in interest payments received on certain floating-rate commercial loans, due to changes in the benchmark interest rate. Gains and losses on derivatives that are reclassified from cumulative OCI to current period earnings are included in the line item in which the hedged item’s effect on earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. For all cash flow hedges, we assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.
     We expect that $284 million of deferred net gains on derivatives in OCI at December 31, 2009, will be reclassified as earnings during the next twelve months, compared with $60 million of net deferred losses at December 31, 2008. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 17 years for both hedges of floating-rate debt and floating-rate commercial loans.
     The following table shows the net gains recognized related to derivatives in cash flow hedging relationships as defined by the Derivatives and Hedging topic in the Codification.

(in millions)	Year ended December 31, 2009

Gains (after tax) recognized in OCI on derivatives (effective portion)	$107
Gains (pre tax) reclassified from cumulative OCI into net interest income (effective portion)	531
Gains (pre tax) recognized in noninterest income on derivatives (ineffective portion) (1)	42

(1)	None of the change in value of the derivatives was excluded from the assessment of hedge effectiveness.
Free-Standing Derivatives
We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs, new prime residential MHFS, derivative loan commitments and other interests held, with the resulting gain or loss reflected in other income.
     The derivatives used to hedge residential MSRs, which include swaps, swaptions, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $6.8 billion in 2009 and net derivative gains of $3.1 billion in 2008 from economic hedges related to our mortgage servicing activities and are included in mortgage banking noninterest income. The aggregate fair value of these derivatives used as economic hedges was a net liability of $961 million at December 31, 2009, and a net asset of $3.6 billion at December 31, 2008. Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative OCI (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.

     Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as most new prime residential MHFS for which we have elected the fair value option, is hedged with free-standing derivatives (economic hedges) such as forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan as part of the fair value measurement of derivative loan commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged. The aggregate fair value of derivative loan commitments in the balance sheet was a net liability of $312 million and a net asset of $125 million at December 31, 2009, and 2008, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other free-standing derivatives” in the table on page 147.
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
     Additionally, free-standing derivatives include embedded derivatives that are required to be accounted for separate from their host contract. We periodically issue hybrid long-term notes and CDs where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. In accordance with accounting guidance for derivatives, the “embedded” derivative is separated from the host contract and accounted for as a free-standing derivative.
     The following table shows the net gains (losses) recognized in the income statement related to derivatives not designated as hedging instruments under the Derivatives and Hedging topic of the Codification.

Year ended
(in millions)	December 31, 2009

Gains (losses) recognized on free-standing derivatives (economic hedges)
Interest rate contracts (1)
Recognized in noninterest income:
Mortgage banking	$5,582
Other	(15)
Foreign exchange contracts	133
Credit contracts	(269)

Subtotal	5,431

Gains (losses) recognized on customer accommodation, trading and other free-standing derivatives
Interest rate contracts (2)
Recognized in noninterest income:
Mortgage banking	2,035
Other	1,139
Commodity contracts	29
Equity contracts	(275)
Foreign exchange contracts	607
Credit contracts	(621)
Other	(187)

Subtotal	2,727

Net gains recognized related to derivatives not designated as hedging instruments	$8,158

(1)	Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs, interest rate lock commitments, loans held for sale and mortgages held for sale.

(2)	Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.
Credit Derivatives
We use credit derivatives to manage exposure to credit risk related to lending and investing activity and to assist customers with their risk management objectives. This may include protection sold to offset purchased protection in structured product transactions, as well as liquidity agreements written to special purpose vehicles. The maximum exposure of sold credit derivatives is managed through posted collateral, purchased credit derivatives and similar products in order to achieve our desired credit risk profile. This credit risk management provides an ability to recover a significant portion of any amounts that would be paid under the sold credit derivatives. We would be required to perform under the noted credit derivatives in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment. In certain cases, other triggers may exist, such as the credit downgrade of the referenced obligors or the inability of the special purpose vehicle for which we have provided liquidity to obtain funding.
     The following table provides details of sold and purchased credit derivatives. In 2009, we exited the legacy Wachovia market making activity of credit correlation trading resulting in a significant reduction in our credit derivative and counterparty credit exposures from December 31, 2008.

Note 15: Derivatives (continued)

		Notional amount
			Protection	Protection
			sold –	purchased	Net
			non-	with	protection	Other
	Fair value	Protection	investment	identical	sold	protection	Range of
(in millions)	liability	sold (A)	grade	underlyings (B)	(A)-(B)	purchased	maturities

December 31, 2008
Credit default swaps on:
Corporate bonds	$9,643	83,446	39,987	31,413	52,033	50,585	2009-2018
Structured products	4,940	7,451	5,824	5,061	2,390	6,559	2009-2056
Credit protection on:
Credit default swap index	2,611	35,943	6,364	4,606	31,337	31,410	2009-2017
Commercial mortgage-backed securities index	2,231	7,291	2,938	1,521	5,770	3,919	2009-2052
Asset-backed securities index	1,331	1,526	1,116	235	1,291	803	2037-2046
Loan deliverable credit default swaps	106	611	592	281	330	1,033	2009-2014
Other	18	845	150	21	824	—	2009-2020

Total credit derivatives	$20,880	137,113	56,971	43,138	93,975	94,309

December 31, 2009
Credit default swaps on:
Corporate bonds	$2,419	55,511	23,815	44,159	11,352	12,634	2010-2018
Structured products	4,498	6,627	5,084	4,999	1,628	3,018	2014-2056
Credit protection on:
Default swap index	23	6,611	2,765	4,202	2,409	2,510	2010-2017
Commercial mortgage-backed securities index	1,987	5,188	453	4,749	439	189	2049-2052
Asset-backed securities index	637	830	660	696	134	189	2037-2046
Loan deliverable credit default swaps	12	510	494	423	87	287	2010-2014
Other	1	1,416	809	32	1,384	100	2010-2020

Total credit derivatives	$9,577	76,693	34,080	59,260	17,433	18,927

     Protection sold represents the estimated maximum exposure to loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is its extremely remote possibility, where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss. The amounts under non-investment grade represent the notional amounts of those credit derivatives on which we have a higher performance risk, or higher risk of being required to perform under the terms of the credit derivative and is a function of the underlying assets. We consider the risk of performance to be high if the underlying assets under the credit derivative have an external rating that is below investment grade or an internal credit default grade that is equivalent thereto. We believe the net protection sold, which is representative of the net notional amount of protection sold and purchased with identical underlyings, in combination with other protection purchased, is more representative of our exposure to loss than either non-investment grade or protection sold. Other protection purchased represents additional protection, which may offset the exposure to loss for protection sold, that was not purchased with an identical underlying of the protection sold.
Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt, based on certain major credit rating agencies indicated in the relevant contracts, were to fall below investment grade, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position on December 31, 2009, was $7.5 billion for which we have posted $7.1 billion collateral in the normal course of business. If the credit-risk-related contingent features underlying these agreements were triggered on December 31, 2009, we would be required to post additional collateral of $1.0 billion or potentially settle the contract in an amount equal to its fair value.
Counterparty Credit Risk
By using derivatives, we are exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent the master netting arrangements and other criteria meet the requirements outlined in the Derivatives and Hedging topic of the Codification, derivatives balances and related cash collateral amounts are shown net in the balance sheet. Counterparty credit risk related to derivatives is considered in determining fair value.

Note 16: Fair Values of Assets and Liabilities

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
     We adopted new guidance on fair value measurements effective January 1, 2009, which addresses measuring fair value in situations where markets are inactive and transactions are not orderly. In accordance with fair value accounting provisions, transaction or quoted prices for assets or liabilities in inactive markets may require adjustment due to the uncertainty of whether the underlying transactions are orderly. Prior to our adoption of the new provisions for measuring fair value, we primarily used unadjusted independent vendor or broker quoted prices to measure fair value for substantially all securities available for sale. In connection with the change in guidance for fair value measurement, we developed policies and procedures to determine when the level and volume of activity for our assets and liabilities requiring fair value measurements has significantly declined relative to normal conditions. For such items that use price quotes, such as certain security classes within securities available for sale, the degree of market inactivity and distressed transactions was analyzed to determine the appropriate adjustment to the price quotes. The security classes where we considered the market to be less orderly included non-agency residential MBS, commercial MBS, CDOs, home equity asset-backed securities, auto asset-backed securities and credit card-backed securities. The methodology used to adjust the quotes involved weighting the price quotes and results of internal pricing techniques such as the net present value of future expected cash flows (with observable inputs, where available) discounted at a rate of return market participants require. The significant inputs utilized in the internal pricing techniques, which were estimated by type of underlying collateral, included credit loss assumptions, estimated prepayment speeds and appropriate discount rates. The more active and orderly markets for particular security classes were determined to be, the more weighting assigned to price quotes. The less active and orderly markets were determined to be, the less weighting assigned to price quotes. For the impact of the new fair value measurement provisions, see Note 1 in this Report.
     Under fair value option accounting guidance, we elected to measure MHFS at fair value prospectively for new prime residential MHFS originations, for which an active secondary market and readily available market prices existed to reliably support fair value pricing models used for these loans. We also elected to remeasure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe the election for MHFS and other interests held (which are now hedged with free-standing derivatives (economic hedges) along with our MSRs) reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.
Fair Value Hierarchy
In accordance with the Fair Value Measurements and Disclosures topic of the Codification, we group our assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
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
     In the determination of the classification of financial instruments in Level 2 or Level 3 of the fair value hierarchy, we consider all available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Based upon the specific facts and circumstances of each instrument or instrument category, judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.

Note 16: Fair Values of Assets and Liabilities (continued)

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
Determination of Fair Value
In accordance with the Fair Value Measurements and Disclosures topic of the Codification, we base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, as prescribed in the fair value hierarchy.
     In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon our own estimates or combination of our own estimates and independent vendor or broker pricing, and the measurements are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.
     We incorporate lack of liquidity into our fair value measurement based on the type of asset measured and the valuation methodology used. For example, for residential MHFS and certain securities where the significant inputs have become unobservable due to the illiquid markets and vendor or broker pricing is not used, we use a discounted cash flow technique to measure fair value. This technique incorporates forecasting of expected cash flows (adjusted for credit loss assumptions and estimated prepayment speeds) discounted at an appropriate market discount rate to reflect the lack of liquidity in the market that a market participant would consider. For other securities where vendor or broker pricing is used, we use either unadjusted broker quotes or vendor prices or vendor or broker prices adjusted by weighting them with internal discounted cash flow techniques to measure fair value. These unadjusted vendor or broker prices inherently reflect any lack of liquidity in the market as the fair value measurement represents an exit price from a market participant viewpoint.
     As required by FASB ASC 825-10, Financial Instruments, following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded at fair value.
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
TRADING ASSETS (EXCLUDING DERIVATIVES) AND SECURITIES AVAILABLE FOR SALE Trading assets and securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices in active markets, if available. Such instruments are classified within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities such as U.S. Treasuries. When instruments are traded in secondary markets and quoted market prices do not exist for such securities, we generally rely on internal valuation techniques or on prices obtained from independent pricing services or brokers (collectively, vendors) or combination thereof.
     Trading securities are mostly valued using trader prices that are subject to independent price verification procedures. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from independent vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by the vendors in order to determine if observable market information is being used, versus unobservable inputs. When evaluating the appropriateness of an internal trader price compared with vendor prices, considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however valuing financial instruments involves judgments acquired from knowledge of a particular market and is not perfunctory. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management.
     Similarly, while securities available for sale traded in secondary markets are typically valued using unadjusted vendor prices or vendor prices adjusted by weighting them with internal discounted cash flow techniques, these prices are reviewed and, if deemed inappropriate by a trader who has the most knowledge of a particular market, can be adjusted. Securities measured with these internal valuation techniques are generally classified as Level 2 of the hierarchy and often involve using quoted market prices for similar securities, pricing models, discounted cash flow analyses using significant inputs observable in the market where available or combination of multiple valuation techniques. Examples include certain residential and commercial MBS, municipal bonds, U.S. government and agency MBS, and corporate debt securities.

     Security fair value measurements using significant inputs that are unobservable in the market due to limited activity or a less liquid market are classified as Level 3 in the fair value hierarchy. Such measurements include securities valued using internal models or combination of multiple valuation techniques such as weighting of internal models and vendor or broker pricing, where the unobservable inputs are significant to the overall fair value measurement. Securities classified as Level 3 include certain residential and commercial MBS, asset-backed securities collateralized by auto leases or loans and cash reserves, CDOs and CLOs, and certain residual and retained interests in residential mortgage loan securitizations. CDOs are valued using the prices of similar instruments, the pricing of completed or pending third party transactions or the pricing of the underlying collateral within the CDO. Where vendor or broker prices are not readily available, management’s best estimate is used.
MORTGAGES HELD FOR SALE (MHFS) We elected to carry our new prime residential MHFS portfolio at fair value in accordance with fair value option accounting guidance. The remaining MHFS are carried at the lower of cost or market value. Fair value is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Most of our MHFS are classified as Level 2. For the portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.
LOANS HELD FOR SALE (LHFS) LHFS are carried at the lower of cost or market value, or at fair value for certain portfolios that we intend to hold for trading purposes. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.
LOANS For the carrying value of loans, including PCI loans, see Note 1 (Summary of Significant Accounting Policies –Loans) in this Report. We do not record loans at fair value on a recurring basis. As such, valuation techniques discussed herein for loans are primarily for estimating fair value for financial instruments in accordance with accounting guidance on financial instruments. However, from time to time, we record nonrecurring fair value adjustments to loans to reflect (1) partial write-downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value.
     The fair value estimates for financial instruments differentiate loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment and credit loss estimates are evaluated by product and loan rate.
     The fair value of commercial and CRE and foreign loans is calculated by discounting contractual cash flows, adjusted for credit loss estimates, using discount rates that reflect our current pricing for loans with similar characteristics and remaining maturity.
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
     Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table on page 160. These instruments generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record a reserve. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related reserve. This amounted to $725 million at December 31, 2009, and $719 million at December 31, 2008. Certain letters of credit that are hedged with derivative instruments are carried at fair value in trading assets or liabilities. For those letters of credit fair value is calculated based on readily quotable credit default spreads, using a market risk credit default swap model.
DERIVATIVES Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter (OTC) markets where quoted market prices are not readily available. OTC derivatives are valued using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative’s value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and certain option and forward contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified as Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, credit default swaps, interest rate lock commitments written

Note 16: Fair Values of Assets and Liabilities (continued)

for our residential mortgage loans that we intend to sell and long dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.
MORTGAGE SERVICING RIGHTS (MSRs) AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rate, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. For other interests held in securitizations (such as interest-only strips) we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify as Level 3.
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
NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments are recorded under the cost or equity method of accounting. Nonmarketable equity securities that fall within the scope of the AICPA Investment Company Audit Guide are carried at fair value (principal investments). There are generally restrictions on the sale and/or liquidation of these investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use facts and circumstances available to estimate the fair value of our nonmarketable equity investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, evaluation of the financial statements of the investee and prospects for its future. Principal investments, including certain public equity and non-public securities and certain investments in private equity funds, are recorded at fair value with realized and unrealized gains and losses included in gains and losses on equity investments in the income statement, and are included in other assets in the balance sheet. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment. Investments in non-public securities are recorded at our estimate of fair value using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific factors. For investments in private equity funds, we use the NAV provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs.
Liabilities
DEPOSIT LIABILITIES Deposit liabilities are carried at historical cost. The Financial Instruments topic of the Codification states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking, and market rate and other savings, is equal to the amount payable on demand at the measurement date. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like wholesale deposits with similar remaining maturities.
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
OTHER LIABILITIES Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see the “Derivatives” section for derivative liabilities), includes short sale liabilities and repurchase obligations (due to standard representations and warranties) under our residential mortgage loan contracts. Short sale liabilities are classified as either Level 1 or Level 2, generally dependent upon whether the underlying securities have readily obtained quoted prices in active exchange markets. The value of the repurchase obligations is determined using a cash flow valuation technique consistent with what market participants would use in estimating the fair value. Key assumptions in the valuation process are estimates for repurchase demands and losses subsequent to repurchase. Such assumptions are unobservable and, accordingly, we classify repurchase obligations as Level 3.

LONG-TERM DEBT Long-term debt is carried at amortized cost. However, we are required to estimate the fair value of long-term debt in accordance with accounting guidance on financial instruments. Generally, the discounted cash flow method is used to estimate the fair value of our long-term debt. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities and, as such, these discount rates include our current spread levels.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

(in millions)	Level 1	Level 2	Level 3	Netting(1)	Total

Balance at December 31, 2008
Trading assets (excluding derivatives) (2)	$911	16,045	3,495	—	20,451
Derivatives (trading assets)	331	174,355	7,897	(148,150)	34,433
Securities of U.S. Treasury and federal agencies	3,177	72	—	—	3,249
Securities of U.S. states and political subdivisions	1	11,754	903	—	12,658
Mortgage-backed securities:
Federal agencies	—	66,430	4	—	66,434
Residential	—	21,320	3,510	—	24,830
Commercial	—	8,192	286	—	8,478

Total mortgage-backed securities	—	95,942	3,800	—	99,742

Corporate debt securities	—	6,642	282	—	6,924
Collateralized debt obligations	—	2	2,083	—	2,085
Other	—	7,976	12,799	—	20,775

Total debt securities	3,178	122,388	19,867	—	145,433

Marketable equity securities:
Perpetual preferred securities	886	1,065	2,775	—	4,726
Other marketable equity securities	1,099	261	50	—	1,410

Total marketable equity securities	1,985	1,326	2,825	—	6,136

Total securities available for sale	5,163	123,714	22,692	—	151,569

Mortgages held for sale	—	14,036	4,718	—	18,754
Loans held for sale	—	398	—	—	398
Mortgage servicing rights (residential)	—	—	14,714	—	14,714
Other assets (3)	3,975	21,751	2,041	(20,540)	7,227

Total	$10,380	350,299	55,557	(168,690)	247,546

Other liabilities (4)	$(4,815)	(187,098)	(9,308)	182,435	(18,786)

Balance at December 31, 2009
Trading assets (excluding derivatives) (2)	$2,386	20,497	2,311	—	25,194
Derivatives (trading assets)	340	70,938	5,682	(59,115)	17,845
Securities of U.S. Treasury and federal agencies	1,094	1,186	—	—	2,280
Securities of U.S. states and political subdivisions	4	12,708	818	—	13,530
Mortgage-backed securities:
Federal agencies	—	82,818	—	—	82,818
Residential	—	27,506	1,084	—	28,590
Commercial	—	9,162	1,799	—	10,961

Total mortgage-backed securities	—	119,486	2,883	—	122,369

Corporate debt securities	—	8,968	367	—	9,335
Collateralized debt obligations	—	—	3,725	—	3,725
Other	—	3,292	12,587	—	15,879

Total debt securities	1,098	145,640	20,380	—	167,118

Marketable equity securities:
Perpetual preferred securities	736	834	2,305	—	3,875
Other marketable equity securities	1,279	350	88	—	1,717

Total marketable equity securities	2,015	1,184	2,393	—	5,592

Total securities available for sale	3,113	146,824	22,773	—	172,710

Mortgages held for sale	—	33,439	3,523	—	36,962
Loans held for sale	—	149	—	—	149
Mortgage servicing rights (residential)	—	—	16,004	—	16,004
Other assets (3)	1,932	11,720	1,690	(6,812)	8,530

Total	$7,771	283,567	51,983	(65,927)	277,394

Other liabilities (4)	$(6,527)	(81,613)	(7,942)	73,299	(22,783)

(1)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.

(2)	Includes trading securities of $24.0 billion and $19.5 billion at December 31, 2009 and 2008, respectively.

(3)	Derivative assets other than trading and principal investments are included in this category.

(4)	Derivative liabilities are included in this category.

Note 16: Fair Values of Assets and Liabilities (continued)
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

								Net unrealized
				Purchases,				gains (losses)
		Total net gains		sales,	Net			included in net
		(losses) included in		issuances	transfers			income related
	Balance,		Other	and	into and/		Balance,	to assets and
	beginning	Net	comprehensive	settlements,	or out of		end	liabilities held
(in millions)	of year	income	income	net	Level 3	(1)	of year	at period end	(2)

Year ended December 31, 2007
Trading assets (excluding derivatives)	$360	(151)	—	207	2		418	(86	)(3)
Securities available for sale:
Securities of U.S. states and political subdivisions	134	—	(8)	42	—		168	—
Mortgage-backed securities:
Federal agencies	—	—	—	—	—		—	—
Residential	—	(33)	(5)	524	—		486	(31)
Commercial	—	—	—	—	—		—	—

Total mortgage-backed securities	—	(33)	(5)	524	—		486	(31)

Corporate debt securities	—	—	—	—	—		—	—
Collateralized debt obligations	—	—	—	—	—		—	—
Other	3,313	—	—	1,413	—		4,726	—

Total debt securities	3,447	(33)	(13)	1,979	—		5,380	(31)

Marketable equity securities:
Perpetual preferred securities	—	—	—	—	—		—	—
Other marketable equity securities	—	—	1	—	—		1	—

Total marketable equity securities	—	—	1	—	—		1	—

Total securities available for sale	$3,447	(33)	(12)	1,979	—		5,381	(31)

Mortgages held for sale	$—	1	—	30	115		146	1	(4)
Mortgage servicing rights (residential)	17,591	(3,597)	—	2,769	—		16,763	(594	)(4)(5)
Net derivative assets and liabilities	(68)	(108)	—	178	4		6	6	(4)
Other assets (excluding derivatives)	—	—	—	—	—		—	—
Other liabilities (excluding derivatives)	(282)	(97)	—	99	—		(280)	(98)

Year ended December 31, 2008
Trading assets (excluding derivatives)	$418	(120)	—	3,197	—		3,495	(23	)(3)
Securities available for sale:
Securities of U.S. states and political subdivisions	168	—	(81)	538	278		903	—
Mortgage-backed securities:
Federal agencies	—	—	—	—	4		4	—
Residential	486	(180)	(302)	3,307	199		3,510	(150)
Commercial	—	(10)	(210)	163	343		286	—

Total mortgage-backed securities	486	(190)	(512)	3,470	546		3,800	(150)

Corporate debt securities	—	—	(44)	326	—		282	—
Collateralized debt obligations	—	(152)	(280)	1,679	836		2,083	—
Other	4,726	(15)	(572)	8,379	281		12,799	—

Total debt securities	5,380	(357)	(1,489)	14,392	1,941		19,867	(150)

Marketable equity securities:
Perpetual preferred securities	—	—	—	2,775	—		2,775	—
Other marketable equity securities	1	—	—	49	—		50	—

Total marketable equity securities	1	—	—	2,824	—		2,825	—

Total securities available for sale	$5,381	(357)	(1,489)	17,216	1,941		22,692	(150)

Mortgages held for sale	$146	(280)	—	561	4,291		4,718	(268	)(4)
Mortgage servicing rights (residential)	16,763	(5,927)	—	3,878	—		14,714	(3,333	)(4)(5)
Net derivative assets and liabilities	6	(275)	1	303	2		37	93	(4)
Other assets (excluding derivatives)	—	—	—	1,231	—		1,231	—
Other liabilities (excluding derivatives)	(280)	(228)	—	(130)	—		(638)	(228)

(continued on the following page)

(continued from previous page)

							Net unrealized
				Purchases,			gains (losses)
		Total net gains		sales,	Net		included in net
		(losses) included in		issuances	transfers		income related
	Balance,		Other	and	into and/	Balance,	to assets and
	beginning	Net	comprehensive	settlements,	or out of	end	liabilities held
(in millions)	of year	income	income	net	Level 3(1)	of year	at period end(2)

Year ended December 31, 2009
Trading assets (excluding derivatives)	$3,495	202	2	(1,749)	361	2,311	276 (3)
Securities available for sale:
Securities of U.S. states and political subdivisions	903	23	—	25	(133)	818	(8)
Mortgage-backed securities:
Federal agencies	4	—	—	—	(4)	—	—
Residential	3,510	(74)	1,092	(759)	(2,685)	1,084	(227)
Commercial	286	(220)	894	41	798	1,799	(112)

Total mortgage-backed securities	3,800	(294)	1,986	(718)	(1,891)	2,883	(339)

Corporate debt securities	282	3	61	(7)	28	367	—
Collateralized debt obligations	2,083	125	577	623	317	3,725	(84)
Other	12,799	136	1,368	584	(2,300)	12,587	(94)

Total debt securities	19,867	(7)	3,992	507	(3,979)	20,380	(525)

Marketable equity securities:
Perpetual preferred securities	2,775	104	144	(723)	5	2,305	(1)
Other marketable equity securities	50	—	(2)	63	(23)	88	—

Total marketable equity securities	2,825	104	142	(660)	(18)	2,393	(1)

Total securities available for sale	$22,692	97	4,134	(153)	(3,997)	22,773	(526)

Mortgages held for sale	$4,718	(96)	—	(921)	(178)	3,523	(109) (4)
Mortgage servicing rights (residential)	14,714	(4,970)	—	6,260	—	16,004	(1,534) (4)
Net derivative assets and liabilities	37	1,439	—	(2,291)	(17)	(832)	(799) (6)
Other assets (excluding derivatives)	1,231	10	—	132	—	1,373	12
Other liabilities (excluding derivatives)	(638)	(630)	—	168	(10)	(1,110)	(606)

(1)	The amounts presented as transfers into and out of Level 3 represent fair value as of the beginning of the quarter in which each transfer occurred.

(2)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/ realization of cash flows over time.

(3)	Included in other noninterest income in the income statement.

(4)	Included in mortgage banking in the income statement.
(5)	Represents total unrealized losses of $3.3 billion and $571 million, net of losses of $8 million and gains of $23 million related to sales, in 2008 and 2007, respectively.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.

     For certain assets and liabilities, we obtain fair value measurements from independent brokers or independent third party pricing services and record the unadjusted fair value in our financial statements. The detail by level is shown in the table below. Fair value measurements obtained from independent brokers or independent third party pricing services that we have adjusted to determine the fair value recorded in our financial statements are not included in the table below.

	Fair value measurements from:
	Independent brokers			Third party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

December 31, 2008
Trading assets (excluding derivatives)	$190	3,272	12	917	1,944	110
Derivatives (trading and other assets)	3,419	106	106	605	4,635	—
Securities available for sale	181	8,916	1,681	3,944	109,170	8
Loans held for sale	—	1	—	—	353	—
Other liabilities	1,105	175	128	2,208	5,171	1

December 31, 2009
Trading assets (excluding derivatives)	$—	4,208	—	30	1,712	81
Derivatives (trading and other assets)	—	8	42	—	2,926	9
Securities available for sale	85	1,870	548	1,467	120,688	1,864
Loans held for sale	—	—	—	—	2	—
Derivatives (liabilities)	—	—	70	—	2,949	4
Other liabilities	—	—	—	10	3,916	26

Note 16: Fair Values of Assets and Liabilities (continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2009 and 2008 that were still held in the balance sheet at each respective year end, the following table provides the fair value hierarchy and the carrying value of the related individual assets or portfolios at year end.

	Carrying value at year end
(in millions)	Level 1	Level 2	Level 3	Total

December 31, 2008
Mortgages held for sale	$—	521	534	1,055
Loans held for sale	—	338	—	338
Loans (1)	—	1,487	107	1,594
Private equity investments	134	—	18	152
Foreclosed assets (2)	—	274	55	329
Operating lease assets	—	186	—	186

December 31, 2009
Mortgages held for sale	$—	1,105	711	1,816
Loans held for sale	—	444	—	444
Loans (1)	—	6,177	134	6,311
Private equity investments	—	—	52	52
Foreclosed assets (2)	—	199	38	237
Operating lease assets	—	90	29	119

(1)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off, which includes unsecured lines and loans, is zero.

(2)	Represents the fair value of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

     The following table presents the increase (decrease) in value of certain assets that are measured at fair value on a nonrecurring basis for which a fair value adjustment has been included in the income statement, relating to assets held at period end.

	Year ended December 31,
(in millions)	2009	2008

Mortgages held for sale	$(22)	(28)
Loans held for sale	158	(105)
Loans (1)	(13,083)	(6,400)
Private equity investments	(112)	(81)
Foreclosed assets (2)	(91)	(165)
Operating lease assets	(14)	(28)

Total	$(13,164)	(6,807)

(1)	Represents write-downs of loans based on the appraised value of the collateral.

(2)	Represents the losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

Fair Value Option
The following table reflects the differences between fair value carrying amount of MHFS and LHFS for which we have elected the fair value option and the aggregate unpaid principal amount we are contractually entitled to receive at maturity.

	December 31,
	2009			2008
			Fair value			Fair value
			carrying			carrying
			amount			amount
			less			less
	Fair value	Aggregate	aggregate	Fair value	Aggregate	aggregate
	carrying	unpaid	unpaid	carrying	unpaid	unpaid
(in millions)	amount	principal	principal	amount	principal	principal

Mortgages held for sale reported at fair value:
Total loans	$36,962	37,072	(110) (1)	18,754	18,862	(108	)(1)
Nonaccrual loans	268	560	(292)	152	344	(192)
Loans 90 days or more past due and still accruing	49	63	(14)	58	63	(5)
Loans held for sale reported at fair value:
Total loans	149	159	(10)	398	760	(362)
Nonaccrual loans	5	2	3	1	17	(16)

(1)	The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.
     The assets accounted for under the fair value option are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair values related to initial measurement and subsequent changes in fair value included in earnings for these assets measured at fair value are shown, by income statement line item, below.

	Year ended December 31,
	2009			2008
	Mortgages	Loans	Other	Mortgages	Other
	held	held	interests	held	interests
(in millions)	for sale	for sale	held	for sale	held

Mortgage banking noninterest income:
Net gains on mortgage loan origination/sales activities (1)	$4,891	—	—	2,111	—
Other noninterest income	—	99	117	—	(109)

(1)	Includes changes in fair value of servicing associated with MHFS.
     Interest income on MHFS measured at fair value is calculated based on the note rate of the loan and is recorded in interest income in the income statement.
     For MHFS that are accounted for under the fair value option, the estimated amount of losses included in earnings attributable to instrument-specific credit risk was $277 million and $648 million for the year ended December 31, 2009 and 2008, respectively. For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. Since the second half of 2007, spreads have been significantly impacted by the lack of liquidity in the secondary market for mortgage loans. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk.

Note 16: Fair Values of Assets and Liabilities (continued)
Disclosures about Fair Value of Financial Instruments
The table below is a summary of fair value estimates for financial instruments, excluding short-term financial assets and liabilities because carrying amounts approximate fair value, and excluding financial instruments recorded at fair value on a recurring basis. The carrying amounts in the following table are recorded in the balance sheet under the indicated captions.
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
     The carrying amount of loans at December 31, 2008, in the table below includes $443.5 billion acquired from Wachovia. Under the purchase method of accounting, these loans were recorded at fair value upon acquisition, and accordingly, the carrying value and fair value at December 31, 2008 were the same.

	Year ended December 31,
	2009		2008
	Carrying	Estimated	Carrying	Estimated
(in millions)	amount	fair value	amount	fair value

Financial assets
Mortgages held for sale (1)	$2,132	2,132	1,334	1,333
Loans held for sale (2)	5,584	5,719	5,830	5,876
Loans, net (3)	744,225	717,798	828,123	813,950
Nonmarketable equity investments (cost method)	9,793	9,889	9,146	9,262
Financial liabilities
Deposits	824,018	824,678	781,402	781,964
Long-term debt (4)	203,784	205,752	267,055	266,023

(1)	Balance excludes mortgages held for sale for which the fair value option under ASC 825-10 was elected, and therefore includes nonprime residential and commercial mortgages held for sale.
(2)	Balance excludes loans held for sale for which the fair value option under ASC 825-10 was elected.
(3)	Balance excludes lease financing with a carrying amount of $14.2 billion at December 31, 2009, and $15.8 billion at December 31, 2008.
(4)	The carrying amount and fair value exclude obligations under capital leases of $77 million at December 31, 2009, and $103 million at December 31, 2008.
Alternative Investments
The following table summarizes our investments in various types of funds. We use the funds’ NAVs per share as a practical expedient to measure fair value on recurring and nonrecurring bases. The fair values presented in the table are based upon the funds’ NAVs or an equivalent measure.

	December 31, 2009
				Redemption
	Fair	Unfunded	Redemption	notice
(in millions)	value	commitments	frequency	period

Offshore funds (1)	$1,270	—	Daily-Quarterly	1-90 days
Funds of funds (2)	69	—	Monthly-Annually	10-120 days
Hedge funds (3)	35	—	Monthly-Annually	30-180 days
Private equity funds (4)	901	340	N/A	N/A
Venture capital funds (5)	93	47	N/A	N/A

Total	$2,368	387

N/A — Not applicable.
(1)	Includes investments in funds that invest primarily in investment grade European fixed-income securities. Redemption restrictions are in place for investments with a fair value of $76 million due to a lock-up provision that will remain in effect until November 2012.
(2)	Represents funds that invest principally in publicly listed equity securities. For one investment valued at $3 million, a gate provision has been imposed by the fund manager, and no redemptions are currently allowed. This redemption restriction will remain in effect until January 2012.
(3)	Consists of investments in equity, multi-strategy, and event driven hedge funds. Redemption restrictions are in place for investments with a fair value of $10 million primarily because the funds are subject to lock-up provisions or are in the process of liquidating. The redemption restrictions are expected to remain in effect until January 2012.
(4)	Includes private equity funds that invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buy-outs, recapitalizations, and expansion opportunities. Substantially all of these investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate, which we expect to occur over the next 10 years. We have begun withdrawal proceedings for investments with a fair value of $63 million and a 90-day redemption notice period. We expect to receive most of these funds by March 31, 2013.
(5)	Represents investments in funds that invest in domestic and foreign companies in a variety of industries, including information technology, financial services, and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate, which we expect to occur over the next 7 years.

Note 17: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization.
     The following table provides detail of preferred stock.

	December 31, 2009				December 31, 2008
	Shares
	issued and		Carrying		Carrying
(in millions, except shares)	outstanding	Par value	value	Discount	value	Discount

Series D (1)
Fixed Rate Cumulative Perpetual Preferred Stock, Series D, $1,000,000 liquidation preference per share, 25,000 shares authorized	—	$—	—	—	22,741	2,259
DEP Shares
Dividend Equalization Preferred Shares, $10 liquidation preference per share, 97,000 shares authorized	96,546	—	—	—	—	—
Series J (1)(2)
8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 2,300,000 shares authorized	2,150,375	2,150	1,995	155	1,995	155
Series K (1)(2)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock, Series K, $1,000 liquidation preference per share, 3,500,000 shares authorized	3,352,000	3,352	2,876	476	2,876	476
Series L (1)(2)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, $1,000 liquidation preference per share, 4,025,000 shares authorized	3,968,000	3,968	3,200	768	3,200	768

Total	9,566,921	$9,470	8,071	1,399	30,812	3,658

(1)	Series J, K and L preferred shares qualify as Tier 1 capital.
(2)	In conjunction with the acquisition of Wachovia, at December 31, 2008, shares of Series J, K and L perpetual preferred stock were converted into shares of a corresponding series of Wells Fargo preferred stock having substantially the same rights and preferences. The carrying value is par value adjusted to fair value in purchase accounting.
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
PREFERRED STOCK ISSUED TO THE DEPARTMENT OF THE TREASURY On October 28, 2008, we issued to the United States Department of the Treasury 25,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value, having a liquidation preference per share equal to $1,000,000. Under its terms, the Series D Preferred Stock paid cumulative dividends at a rate of 5% per year for the first five years. After obtaining the applicable regulatory approvals, on December 23, 2009, we redeemed the Series D Preferred Stock by paying the Treasury $25.13 billion, equal to the liquidation preference plus accrued but unpaid dividends to the date of redemption. In connection with the Series D Preferred Stock redemption, in the fourth quarter of 2009, we fully accreted the remaining discount at the time of redemption, or approximately $1.9 billion.

Note 17: Preferred Stock (continued)
     As part of the preferred stock issuance in 2008, Treasury received a warrant to purchase approximately 110.3 million shares of Wells Fargo common stock at an initial exercise price of $34.01. The preferred stock proceeds from Treasury were allocated based on the relative fair value of the warrant as compared with the fair value of the preferred stock. The fair value of the warrant was determined using a third party proprietary pricing model that produces results similar to the Black-Scholes model and incorporates a valuation model that incorporates assumptions including our common stock price, dividend yield, stock price volatility and the risk-free interest rate. We determined the fair value of the preferred stock based on assumptions regarding the discount rate (market rate) on the preferred stock which was estimated to be approximately 13% at the date of issuance. Prior to the December 23, 2009 redemption, the discount on the preferred stock was being accreted to par value using a constant effective yield of 7.2% over a five-year term, which was the expected life of the preferred stock.
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

	Shares issued and outstanding		Carrying value		Adjustable
	December 31,		December 31,		dividend rate
(in millions, except shares)	2009	2008	2009	2008	Minimum	Maximum

ESOP Preferred Stock (1)
2008	120,289	156,914	$120	157	10.50%	11.50
2007	97,624	110,159	98	110	10.75	11.75
2006	71,322	83,249	71	83	10.75	11.75
2005	51,687	62,484	52	63	9.75	10.75
2004	36,425	45,950	37	46	8.50	9.50
2003	21,450	29,218	21	29	8.50	9.50
2002	11,949	18,889	12	19	10.50	11.50
2001	3,273	10,393	3	10	10.50	11.50
2000	—	2,644	—	3	11.50	12.50

Total ESOP Preferred Stock	414,019	519,900	$414	520

Unearned ESOP shares (2)			$(442)	(555)

(1)	Liquidation preference $1,000. At December 31, 2009 and December 31, 2008, additional paid-in capital included $28 million and $35 million, respectively, related to preferred stock.
(2)	We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Note 18: Common Stock and Stock Plans

Common Stock
The following table presents our reserved, issued and authorized shares of common stock at December 31, 2009.

Number of shares

Dividend reinvestment and common stock purchase plans	6,085,410
Director plans	957,615
Stock plans (1)	551,231,665
Convertible securities and warrants	176,097,156

Total shares reserved	734,371,846
Shares issued	5,245,971,422
Shares not reserved	19,656,732

Total shares authorized	6,000,000,000

(1)	Includes employee option, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.
Dividend Reinvestment and Common Stock
Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.
Employee Stock Plans
We offer the stock based employee compensation plans described below. We measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, restricted share rights (RSRs) or performance shares, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight line method. Awards to retirement eligible employees are subject to immediate expensing upon grant. Total stock option compensation expense was $221 million in 2009, $174 million in 2008 and $129 million in 2007 with a related recognized tax benefit of $83 million, $65 million and $49 million for the same years, respectively. Stock option expense is based on the fair value of the awards at the date of grant.
LONG-TERM INCENTIVE COMPENSATION PLANS Our Long Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance awards and stock awards without restrictions. Options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Except for options granted in 2004 and 2005, which generally vested in full upon grant, options generally become exercisable over three years beginning on the first anniversary of the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option exercise period is reduced or the options are canceled.
     Options granted prior to 2004 may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months and, in either case, not used in a similar transaction in the last six months, upon exercise of the option, the participant is granted a new option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Reload grants are fully vested upon grant and are expensed immediately.
     Holders of RSRs are entitled to the related shares of common stock at no cost generally over three to five years after the RSRs were granted. Holders of RSRs may be entitled to receive cash payments or additional RSRs equal to the cash dividends that would have been paid had the RSRs been issued and outstanding shares of common stock. RSRs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying RSRs. Except in limited circumstances, RSRs are canceled when employment ends. The compensation expense for RSRs equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. Total compensation expense for RSRs was not significant in 2009 or 2008.
     In 2009, a target amount of 949,000 performance shares were granted with a fair value of $27.09 per share. The holder of each performance share may receive one share of our common stock at vesting in the first quarter of 2013. The final number of performance shares that will be granted is subject to the achievement of specified performance criteria over a three-year period ending December 31, 2012, and has a cap of 150% of the target amount of performance shares. Performance shares continue to vest after retirement according to the original vesting schedule subject to satisfying the performance criteria and other vesting conditions. Total compensation expense for performance shares was $21 million in 2009.
     A portion of annual bonus awards recognized during 2009 that are normally paid in cash will be paid in our common stock as part of our agreement with the U.S. Treasury to repay our participation in the TARP Capital Purchase Program (CPP). The fair value of the stock that will be issued is about $50 million and there are no vesting conditions or other restrictions on the stock.

Note 18: Common Stock and Stock Plans (continued)
     During 2009 the Board of Directors approved salary increases for certain executive officers that were paid, after taxes and other withholdings, in our common stock. About 245,000 shares were issued in 2009 for salary increases at an average fair value of $27.77. There are no longer restrictions on these shares because we repaid the TARP CPP investment in Wells Fargo in December 2009.
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
     The total number of shares of common stock available for grant under the plans at December 31, 2009, was 304 million.
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
Director Plan
We grant common stock and options to purchase common stock to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. The stock award vests immediately. Options granted in 2008 or earlier can be exercised after six months through the tenth anniversary of the grant date. Prior to 2009, stock awards and option grants were made to non-employee directors under the Directors Stock Compensation and Deferral Plan. As a result of action taken by the Board of Directors on September 30, 2008, stock awards and options granted in 2009 were made under our Long Term Incentive Compensation Plan. Options granted in 2009 can be exercised after 12 months through the tenth anniversary of the grant date.
     The table below summarizes stock option activity and related information. Options assumed in mergers are included in the activity and related information for Incentive Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Plans if originally issued under a director plan.

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
		exercise	contractual	value
	Number	price	term (in yrs.)	(in millions)

Incentive compensation plans
Options outstanding as of December 31, 2008	283,607,257	$45.36
Granted	80,701,781	13.29
Canceled or forfeited	(13,296,344)	76.37
Exercised	(6,641,018)	21.24

Options outstanding as of December 31, 2009	344,371,676	37.11	5.9	$1,264

As of December 31, 2009:
Options exercisable and expected to be exercisable (1)	340,601,461	37.31	5.9	1,230
Options exercisable	221,963,884	46.47	4.4	190

PartnerShares Plan
Options outstanding as of December 31, 2008	17,662,467	24.33
Canceled or forfeited	(284,177)	24.63
Exercised	(512,693)	24.08

Options outstanding as of December 31, 2009	16,865,597	24.33	1.6	45

As of December 31, 2009:
Options exercisable and expected to be exercisable	16,865,597	24.33	1.6	45
Options exercisable	16,865,597	24.33	1.6	45

Director plans
Options outstanding as of December 31, 2008	907,109	28.12
Canceled	(53,476)	21.57

Options outstanding as of December 31, 2009	853,633	28.53	4.9	1

As of December 31, 2009:
Options exercisable and expected to be exercisable	853,633	28.53	4.9	1
Options exercisable	853,633	28.53	4.9	1

(1)	Adjusted for estimated forfeitures.

     As of December 31, 2009, there was $186 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 1.9 years. The total intrinsic value of options exercised during 2009 and 2008 was $50 million and $348 million, respectively.
     Cash received from the exercise of options for 2009 and 2008 was $153 million and $747 million, respectively. The actual tax benefit recognized in stockholders’ equity for the tax deductions from the exercise of options totaled $18 million and $123 million, respectively, for 2009 and 2008.
     We do not have a specific policy on repurchasing shares to satisfy share option exercises. Rather, we have a general policy on repurchasing shares to meet common stock issuance requirements for our benefit plans (including share option exercises), conversion of our convertible securities, acquisitions and other corporate purposes. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and regulatory and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.
     The fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of options granted is generally based on the historical exercise behavior of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. For 2009, the expected dividend is based on a fixed dividend amount. For 2008 and 2007, the expected dividend was based on the current dividend, consideration of our historical pattern of dividend increases and the market price of our stock. We changed our method of estimating the expected dividend assumption from a yield approach to a fixed amount due to our participation in the TARP CPP during 2009, which restricted us from increasing our dividend without approval from the U.S. Treasury. A dividend yield approach models a constant dividend yield, which was considered inappropriate given the restriction on our ability to increase dividends.
     The following table presents the weighted-average per share fair value of options granted and the assumptions used, based on a Black-Scholes option valuation model.

	Year ended December 31,
	2009	2008	2007

Per share fair value of options granted	$3.29	4.06	3.84
Expected volatility	53.9%	22.4	13.3
Expected dividends (yield)	—	4.1	3.4
Expected dividends	$0.33	—	—
Expected term (in years)	4.5	4.4	4.2
Risk-free interest rate	1.8%	2.7	4.6

     At December 31, 2009, there was $22 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 3.3 years. The total fair value of RSRs that vested during 2009 and 2008 was $2 million and $1 million, respectively.
     A summary of the status of our RSRs and restricted share awards at December 31, 2009, and changes during 2009 is in the following table:

		Weighted-average
	Number	grant-date fair value

Nonvested at January 1, 2009	1,026,166	$29.79
Granted	1,100,241	19.04
Vested	(62,073)	29.79
Canceled or forfeited	(155,379)	29.56

Nonvested at December 31, 2009	1,908,955	23.62

     The weighted-average grant date fair value of RSRs granted during 2008 was $29.68.

Note 18: Common Stock and Stock Plans (continued)
Employee Stock Ownership Plan
Under the Wells Fargo & Company 401(k) Plan (the 401(k) Plan) and the Wachovia Savings Plan (the Savings Plan), defined contribution plans with an ESOP feature, these plans may borrow money to purchase our preferred or common stock. From 1994 through 2008, we have loaned money to the 401(k) Plan to purchase shares of our ESOP Preferred Stock. As we release and convert ESOP Preferred Stock into common shares, we record compensation expense equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our contributions to the Wells Fargo 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the Wells Fargo 401(k) Plan participants.
     The Savings Plan contains a similar loan option except in the form of ESOP Common Stock. Dividends on the common shares allocated as a result of the release of ESOP Common Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Common Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our contributions to the Wachovia Savings Plan. With each principal and interest payment, a portion of the ESOP Common Stock is released and allocated to the Wachovia Savings Plan participants.
     In October 2009, the Wells Fargo Stock Fund and the Wells Fargo ESOP Fund held in the 401(k) Plan were combined to create a surviving Wells Fargo ESOP Fund. The Savings Plan was merged into the 401(k) Plan on December 31, 2009. Any outstanding ESOP loan previously held by the Savings Plan is now held by the 401(k) Plan.
     The balance of ESOP shares, the dividends on allocated shares of common stock and unreleased preferred shares paid to the 401(k) Plan and the fair value of unearned ESOP shares were:

	Shares outstanding
	December 31,
(in millions, except shares)	2009	2008	2007

Allocated shares (common)	110,157,999	74,916,583	76,265,880
Unreleased shares (preferred)	414,019	519,900	449,804
Unreleased shares (common)	203,755	244,506	—
Fair value of unearned ESOP Preferred shares	$414	520	450
Fair value of unearned ESOP Common shares	5	7	—

	Dividends paid
	Year ended December 31,
	2009	2008	2007

Allocated shares (common)	$45	100	88
Unreleased shares (preferred)	51	66	57

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

Note 19: Employee Benefits and Other Expenses

Employee Benefits
We sponsor a noncontributory qualified defined benefit retirement plan, the Wells Fargo & Company Cash Balance Plan (Cash Balance Plan), which covers eligible employees of Wells Fargo; the benefits earned under the Cash Balance Plan were frozen effective July 1, 2009.
     On April 28, 2009, the Board of Directors approved amendments to freeze the benefits earned under the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, a cash balance plan that covered eligible employees of the legacy Wachovia Corporation, and to merge the Wachovia Pension Plan into the qualified Cash Balance Plan. These actions became effective on July 1, 2009.
     Prior to July 1, 2009, eligible employees’ cash balance plan accounts were allocated a compensation credit based on a percentage of their qualifying compensation. The compensation credit percentage was based on age and years of credited service. The freeze discontinues the allocation of compensation credit for services after June 30, 2009. Investment credits continue to be allocated to participants based on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completing three years of vesting service.
     Freezing and merging the above plans effective July 1, 2009, resulted in a re-measurement of the pension obligations and plan assets as of April 30, 2009. Freezing and re-measuring decreased the pension obligations by approximately $945 million and decreased cumulative OCI by approximately $725 million pre tax ($456 million after tax) in second quarter 2009. The re-measurement resulted in a decrease in the fair value of plan assets of approximately $150 million. We used a discount rate of 7.75% for the April 30, 2009, re-measurement based on our consistent methodology of determining our discount rate based on an established yield curve developed by our outside actuarial firm. This methodology incorporates a broad group of top quartile Aa or higher rated bonds.
     As a result of freezing our pension plans, we revised our amortization life for actuarial gains and losses from 5 years to 13 years to reflect the estimated average remaining participation period.
     These actions lowered pension cost by approximately $500 million for 2009, including $67 million of one-time curtailment gains.
     We did not make a contribution to our Cash Balance Plan in 2009. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2010; however, this is dependent on the finalization of the actuarial valuation. Our decision of whether to make a contribution in 2010 will be based on various factors including the actual investment performance of plan assets during 2010. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2010 to the Cash Balance Plan.
The total amount contributed for our other pension plans in 2009 was $83 million. For the unfunded nonqualified pension plans and postretirement benefit plans, we will contribute the minimum required amount in 2010, which equals the benefits paid under the plans. In 2009, we paid $167 million in benefits for the postretirement plans, which included $79 million in retiree contributions.
     We sponsor defined contribution retirement plans including the Wells Fargo & Company 401(k) Plan (401(k) Plan) and the Wachovia Savings Plan (Savings Plan). We also have a frozen defined contribution plan resulting from a company acquired by Wachovia. No contributions are permitted to that plan. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 25% of their pre-tax qualifying compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s qualifying compensation. Prior to January 1, 2010, matching contributions generally vested over the first four years of an eligible employee’s service period. Effective January 1, 2010, prior and future matching contributions will be 100% vested.
     Under the Savings Plan, after one month of service, eligible employees may contribute up to 30% of their qualifying compensation on a pre tax, Roth, or after-tax basis, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of this Savings Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a 100% match up to 6% of an employee’s qualifying compensation. The matching contributions vest immediately. Effective December 31, 2009, the Savings Plan was merged with the 401(k) Plan.
     In 2009, the 401(k) Plan and the Savings Plan were amended to permit us to make discretionary profit sharing contributions. Based on 2009 earnings, we committed to make a contribution in shares of common stock to the plan accounts of eligible employees equaling 1% of qualifying compensation, which resulted in recognizing $150 million of defined contribution retirement plan expense recorded in 2009.
     Expenses for defined contribution retirement plans were $862 million, $411 million and $426 million in 2009, 2008 and 2007, respectively.
     We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate or amend any of the benefits at any time.
     The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans.

Note 19: Employee Benefits and Other Expenses (continued)
     In conjunction with our adoption of changes in accounting provisions for retirement benefits, we were required to change the measurement date for our pension and postretirement plan assets and benefit obligations from November 30 to December 31 beginning in 2008. To reflect this change, we recorded an $8 million (after tax) adjustment to the 2008 beginning balance of retained earnings.
     The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets during 2009 and 2008, the funded status at December 31, 2009 and 2008, and the amounts recognized in the balance sheet at December 31, 2009 and 2008, were:

	December 31,
	2009			2008
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits

Change in benefit obligation:
Benefit obligation at beginning of year	$8,977	684	1,325	4,565	366	663
Service cost	210	8	13	291	15	13
Interest cost	595	43	83	276	22	40
Plan participants’ contributions	—	—	79	—	—	39
Amendments	(210)	(22)	(54)	—	—	—
Actuarial loss (gain)	1,063	46	120	(197)	(15)	(94)
Benefits paid	(605)	(79)	(167)	(317)	(24)	(65)
Foreign exchange impact	8	1	2	—	—	—
Acquisitions	—	—	—	4,359	317	727
Measurement date adjustment (1)	—	—	—	—	3	2

Benefit obligation at end of year	10,038	681	1,401	8,977	684	1,325

Change in plan assets:
Fair value of plan assets at beginning of year	7,863	—	368	5,617	—	458
Actual return on plan assets	1,842	—	48	(1,750)	—	(128)
Employer contribution	4	79	48	260	24	22
Plan participants’ contributions	—	—	79	—	—	39
Benefits paid	(605)	(79)	(167)	(317)	(24)	(65)
Foreign exchange impact	8	—	—	—	—	—
Acquisitions	—	—	—	4,132	—	46
Measurement date adjustment (1)	—	—	—	(79)	—	(4)

Fair value of plan assets at end of year	9,112	—	376	7,863	—	368

Funded status at end of year	$(926)	(681)	(1,025)	(1,114)	(684)	(957)

Amounts recognized in the balance sheet at end of year:
Liabilities	$(926)	(681)	(1,025)	(1,114)	(684)	(957)

(1)	Represents change in benefit obligation and plan assets during December 2007 to reflect an additional month of activity due to the change in measurement date from November 30 to December 31 as required by FASB ASC 715.
     Amounts recognized in accumulated OCI (pre tax) for the year ended December 31, 2009 and 2008, consist of:

	December 31,
	2009			2008
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits

Net actuarial loss	$1,836	70	140	2,349	50	91
Net prior service credit	1	—	(34)	(7)	(37)	(38)
Net transition obligation	—	—	2	—	—	3
Translation adjustments	1	—	—	(2)	—	(2)

Total	$1,838	70	108	2,340	13	54

     The net actuarial loss for the defined benefit pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2010 is $107 million. The net actuarial loss and net prior service credit for the other postretirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2010 are $1 million and $4 million, respectively.

     The weighted-average assumptions used to determine the projected benefit obligation were:

	Year ended December 31,
	2009			2008
	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate	5.75%		5.75	6.75		6.75
Rate of compensation increase (2)	—		—	4.0		—

(1)	Includes both qualified and nonqualified benefits.
(2)	Due to the freeze of the Wells Fargo qualified and supplemental Cash Balance plans and the Wachovia Corporate Pension Plan, there is no rate of compensation increase at December 31, 2009.
     We use a consistent methodology to determine the discount rate that is based on an established yield curve methodology. This methodology incorporates a broad group of top quartile Aa or higher rated bonds consisting of approximately 100-150 bonds. The discount rate is determined by matching this yield curve with the timing and amounts of the expected benefit payments for our plans.
     The accumulated benefit obligation for the defined benefit pension plans was $10.7 billion and $9.4 billion at December 31, 2009 and 2008, respectively.
     We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with a balance of long-term growth opportunities and short-term benefit strategies while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies. We target the asset allocation for our Cash Balance Plan at a target mix range of 35-65% equities, 30-50% fixed income, and approximately 10-15% in real estate, venture capital, private equity and other investments. The target ranges referenced above account for the employment of an asset allocation methodology designed to overweight stocks or bonds when a compelling opportunity exists. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
     The table below provides information for pension plans with benefit obligations in excess of plan assets.

	December 31,
(in millions)	2009	2008

Projected benefit obligation	$10,719	9,661
Accumulated benefit obligation	10,706	9,423
Fair value of plan assets	9,112	7,863

     The components of net periodic benefit cost were:

	December 31,
	2009			2008			2007
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$210	8	13	291	15	13	281	15	15
Interest cost	595	43	83	276	22	40	246	18	41
Expected return on plan assets	(643)	—	(29)	(478)	—	(41)	(452)	—	(36)
Amortization of net actuarial loss	194	2	3	1	13	1	32	13	5
Amortization of prior service cost	—	(1)	(3)	—	(5)	(4)	—	(3)	(4)
Curtailment gain	(32)	(33)	—	—	—	—	—	—	—
Settlement	—	—	—	—	—	—	1	—	—

Net periodic benefit cost	324	19	67	90	45	9	108	43	21

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	(346)	25	99	2,102	(16)	79	(213)	16	(126)
Amortization of net actuarial loss	(194)	(2)	(3)	(1)	(13)	(1)	(33)	(13)	(5)
Prior service cost	—	—	—	—	—	—	—	(24)	—
Amortization of prior service cost	—	1	3	—	5	4	—	3	4
Net loss (gain) in curtailment	32	33	(54)	—	—	—	—	—	—
Translation adjustments	3	—	2	(5)	—	(4)	3	—	2

Total recognized in other comprehensive income	(505)	57	47	2,096	(24)	78	(243)	(18)	(125)

Total recognized in net periodic benefit cost and other comprehensive income	$(181)	76	114	2,186	21	87	(135)	25	(104)

Note 19: Employee Benefits and Other Expenses (continued)
     The weighted-average assumptions used to determine the net periodic benefit cost were:

	December 31,
	2009			2008			2007
	Pension		Other	Pension		Other	Pension		Other
	benefits	(1)	benefits	benefits	(1)	benefits	benefits	(1)	benefits

Discount rate (2)	7.42%		6.75	6.25		6.25	5.75		5.75
Expected return on plan assets	8.75		8.75	8.75		8.75	8.75		8.75
Rate of compensation increase	4.0		—	4.0		—	4.0		—

(1)	Includes both qualified and nonqualified pension benefits.

(2)	Due to the freeze of the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, the discount rate for the 2009 Pension benefits was the weighted average of 6.75% from January through April and 7.75% from May through December.
     Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: projected returns using several forward-looking capital market assumptions, and historical returns for the main asset classes dating back to 1970, the earliest period for which historical data was readily available as of a common time frame for the asset classes included. Using data dating back to 1970 allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plans’ prescribed asset mix. We then adjust the baseline projected returns for items not already captured, including the anticipated return differential from active over passive investment management and the estimated impact of an asset allocation methodology that allows for established deviations from the specified target allocations when a compelling opportunity exists.
     We evaluate the portfolio based on: (1) the established target asset allocations over short term (one-year) and longer term (ten-year) investment horizons, and (2) the range of potential outcomes over these horizons within specific standard deviations. We perform the above analyses to assess the reasonableness of our expected long-term rate of return on plan assets. We consider the expected rate of return to be a long-term average view of expected returns. The expected rate of return would be assessed for significant long-term changes in economic conditions or in planned portfolio composition.
     To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. We assumed average annual increases of approximately 9.5% (before age 65) and 9% (after age 65) for health care costs for 2010. The rates of average annual increases are assumed to trend down 0.5% each year until the trend rates reach an ultimate trend of 5% in 2017 (before age 65) and 2016 (after age 65). Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2009, by $71 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2009 by $5 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2009, by $63 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2009 by $4 million.
     The investment strategy for assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust is established separately from the strategy for the assets in the Cash Balance Plan. The general target asset mix is 45-65% equities and 35-55% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.
     Future benefits that we expect to pay under the pension and other benefit plans are presented in the following table.

	Pension benefits
		Non-	Other
(in millions)	Qualified	qualified	benefits

Year ended December 31,
2010	$818	81	118
2011	796	78	121
2012	778	65	123
2013	779	59	125
2014	772	61	127
2015-2019	3,610	267	627

     Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as follows:

Other benefits
(in millions)	subsidy receipts

Year ended December 31,
2010	$17
2011	18
2012	19
2013	20
2014	21
2015-2019	65

Fair Value of Plan Assets
The following table presents the balances of pension plan
assets measured at fair value. See Note 16 in this Report for fair value hierarchy level definitions.

	December 31, 2009
(in millions)	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$52	515	—	567
Intermediate (core) fixed income (1)	647	1,457	9	2,113
High-yield fixed income	263	220	—	483
International fixed income	—	376	—	376
Specialty fixed income	—	76	—	76
Domestic large-cap stocks (2)	1,046	630	5	1,681
Domestic mid-cap stocks	205	103	—	308
Domestic small-cap stocks (3)	867	126	—	993
International stocks (4)	354	890	1	1,245
Emerging market stocks	—	653	—	653
Real estate/timber (5)	78	—	353	431
Multi-strategy hedge funds (6)	—	—	339	339
Private equity	—	1	83	84
Other	—	25	46	71

Total pension plan investments	$3,512	5,072	836	9,420

Payable upon return of securities loaned				(320)
Net receivables				12

Total pension plan assets				$9,112

(1)	This category includes assets that are primarily intermediate duration, investment grade bonds held in investment strategies benchmarked to the Barclays Capital U.S. Aggregate Bond Index. Includes U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.

(2)	This category covers a broad range of investment styles, both active and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across ten unique investment strategies. Approximately 40% of the assets within this category are passively managed to popular mainstream market indexes including the Standard & Poor’s 500 Index; excluding the allocation to the S&P 500 Index strategy, no single investment manager represents more than 2% of total plan assets.

(3)	This category consists of a highly diversified combination of seven distinct investment management strategies with no single strategy representing more than about 2% of total plan assets. Allocations in this category are primarily spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.

(4)	This category includes assets diversified across nine unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries with no single strategy representing more than 2% of total plan assets.

(5)	This category mostly includes investments in private and public real estate, as well as timber specific limited partnerships; real estate holdings are diversified by geographic location and sector (e.g., retail, office, apartments).

(6)	This category consists of several investment strategies managed by over 30 hedge fund managers. Single manager allocation exposure is limited to 0.15% (15 basis points) of total plan assets.
     The changes in Level 3 pension plan assets measured at fair value are summarized as follows:

				Purchases,
				sales,
	December 31,	Gains (losses	)	issuances and	December 31,
(in millions)	2008	Realized	Unrealized (1)	settlements (net )	2009

Intermediate (core) fixed income	$5	—	1	3	9
High-yield fixed income	6	(5)	—	(1)	—
Domestic large-cap stocks	1	—	1	3	5
International stocks	—	—	—	1	1
Real estate/timber	433	1	(161)	80	353
Multi-strategy hedge funds	310	1	36	(8)	339
Private equity	88	—	(2)	(3)	83
Other	41	—	(5)	10	46

	$884	(3)	(130)	85	836

(1)	All unrealized gains (losses) relate to instruments held at period end.

Note 19: Employee Benefits and Other Expenses (continued)
     Other benefits plan assets include assets held in a 401(h) trust, which are invested using the same asset allocation targets as the Cash Balance Plan, and assets held in a VEBA trust. The table below presents the balances of other benefits plan assets measured at fair value.

	December 31, 2009
(in millions)	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$2	38	—	40
Intermediate (core) fixed income (1)	21	83	—	104
High-yield fixed income	8	4	—	12
International fixed income	—	3	—	3
Specialty fixed income	—	2	—	2
Domestic large-cap stocks (2)	40	30	—	70
Domestic mid-cap stocks	7	16	—	23
Domestic small-cap stocks	18	16	—	34
International stocks (3)	11	39	—	50
Emerging market stocks	—	14	—	14
Real estate/timber	2	—	4	6
Multi-strategy hedge funds	—	—	5	5
Private equity	—	—	2	2
Other	—	—	21	21

Total other benefits plan investments	$109	245	32	386

Payable upon return of securities loaned				(10)

Total other benefits plan assets				$376

(1)	This category includes assets that are primarily intermediate duration, investment grade bonds held in investment strategies benchmarked to the Barclays Capital U.S. Aggregate Bond Index. Includes U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.

(2)	This category covers a broad range of investment styles, both active and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. The majority of the assets are passively managed to popular mainstream market indexes including the Standard & Poor ’s 500 Index.

(3)	This category includes assets diversified across several unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries.
     The changes in Level 3 other benefits plan assets measured at fair value are summarized as follows:

				Purchases,
		Unrealized		sales,
	December 31,	gains		issuances and		December 31,
(in millions)	2008	(losses	)(1)	settlements (net	)	2009

Real estate/timber	$4	(1)		1		4
Multi-strategy hedge funds	3	1		1		5
Private equity	2	—		—		2
Other	20	—		1		21

	$29	—		3		32

(1)	All unrealized gains (losses) relate to instruments held at period end.

VALUATION METHODOLOGIES Following is a description of the valuation methodologies used for assets measured at fair value.
Cash and Cash Equivalents – includes investments in U.S. Treasury bills, valued at quoted market prices and collective investment funds. Investments in collective investment funds are valued at fair value based upon the quoted market values of the underlying net assets. The unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments traded on an active market.
Intermediate (Core), High-Yield, International and Specialty Fixed Income – includes bonds and notes traded on a national securities exchange valued at the last reported sale price on the last business day of the year. Also includes investments traded on the OTC market and listed securities for which no sale was reported on that date; both are valued at the average of the last reported bid and ask prices. Also includes investments in collective investment funds described above.
Domestic, International and Emerging Market Stocks –investments in common stock are valued at quoted market values. Investments in registered investment companies are valued at the NAV of shares held at year end. Also includes investments in collective investment funds described above.
Real Estate and Timber – the fair value of real estate and timber is estimated based primarily on appraisals prepared by third-party appraisers. Market values are estimates and the actual market price of the real estate can only be determined by negotiation between independent third parties in a sales transaction.
Multi-Strategy Hedge Funds and Private Equity – the fair values of hedge funds are valued based on the proportionate share of the underlying net assets of the investment funds that comprise the fund, based on valuations supplied by the underlying investment funds. Investments in private equity funds are valued at the NAV provided by the fund sponsor. Market values are estimates and the actual market price of the investments can only be determined by negotiation between independent third parties in a sales transaction.
Other – the fair values of miscellaneous investments are valued at the NAV provided by the fund sponsor. Market values are estimates and the actual market price of the investments can only be determined by negotiation between independent third parties in a sales transaction. Also includes insurance contracts that are generally stated at cash surrender value.
     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Other Expenses
Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

	Year ended December 31,
(in millions)	2009	2008	2007

Outside professional services	$1,982	847	899
Contract services	1,088	407	448
Foreclosed assets	1,071	414	256
Outside data processing	1,027	480	482
Postage, stationery and supplies	933	556	565
Insurance	845	725	416

Note 20: Income Taxes

The components of income tax expense were:

	Year ended December 31,
(in millions)	2009	2008	2007

Current:
Federal	$(3,952)	2,043	3,181
State and local	(334)	171	284
Foreign	164	30	136

Total current	(4,122)	2,244	3,601

Deferred:
Federal	8,709	(1,506)	(32)
State and local	794	—	—
Foreign	(50)	(136)	1

Total deferred	9,453	(1,642)	(31)

Total	$5,331	602	3,570

     The tax benefit related to the exercise of employee stock options recorded in stockholders’ equity was $18 million, $123 million and $210 million for 2009, 2008 and 2007, respectively.

	Year ended December 31,
(in millions)	2009	2008

Deferred tax assets
Allowance for loan losses	$9,178	7,859
Deferred compensation and employee benefits	3,026	2,016
Accrued expenses, deductible when paid	2,235	1,536
Basis difference in investments	208	—
PCI loans	8,645	13,806
Mark to market, net	—	194
Net unrealized losses on securities available for sale	—	3,887
Net operating loss and tax credit carry forwards	3,370	520
Other	1,706	1,421

Total deferred tax assets	28,368	31,239

Deferred tax assets valuation allowance	(827)	(973)

Deferred tax liabilities
Mortgage servicing rights	(8,073)	(5,606)
Leasing	(3,439)	(2,617)
Basis difference in investments	—	(325)
Mark to market, net	(4,853)	—
Intangible assets	(5,567)	(5,625)
Net unrealized gains on securities available for sale	(2,079)	—
Other	(318)	(2,229)

Total deferred tax liabilities	(24,329)	(16,402)

Net deferred tax asset	$3,212	13,864

     We had a net deferred tax asset of $3.2 billion and $13.9 billion for 2009 and 2008, respectively. Our net deferred tax asset and the tax effects of temporary differences that gave rise to significant portions of these deferred tax assets and liabilities are presented in the preceding table.
     Deferred taxes related to net unrealized losses on securities available for sale, net unrealized gains on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 22 in this Report). These associated adjustments decreased OCI by $5.9 billion. Deferred taxes totaling $2.7 billion were recorded against goodwill related to purchase price refinements (see Note 2 in this Report). Deferred taxes of $1.4 billion were also recorded on the purchase of the Prudential noncontrolling interest on December 31, 2009, with the associated adjustment increasing stockholders’ equity.
     We have determined that a valuation reserve is required for 2009 in the amount of $827 million primarily attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
     At December 31, 2009, we had net operating loss and credit carry forwards with related deferred tax assets of $3.0 billion and $366 million, respectively. If these carry forwards are not utilized, they will expire in varying amounts through 2029.
     At December 31, 2009, Wachovia had undistributed foreign earnings of $1.4 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $464 million of income tax liability on these earnings.

     The table below reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Effective January 1, 2009, we adopted new accounting guidance that changed the way noncontrolling interests are presented in the income statement such that the consolidated income statement includes amounts from both Wells Fargo interests and the noncontrolling interests. As a result, our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

	December 31,
	2009		2008		2007
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$6,162	35.0%	$1,140	35.0%	$4,070	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	468	2.7	94	2.9	359	3.1
Tax-exempt interest	(260)	(1.5)	(130)	(4.0)	(81)	(0.7)
Excludable dividends	(253)	(1.4)	(186)	(5.7)	(23)	(0.2)
Other deductible dividends	(29)	(0.2)	(71)	(2.2)	(70)	(0.6)
Tax credits	(533)	(3.0)	(266)	(8.2)	(256)	(2.2)
Life insurance	(257)	(1.5)	(67)	(2.0)	(58)	(0.5)
Leveraged lease tax expense	400	2.3	—	—	—	—
Other	(367)	(2.1)	88	2.7	(371)	(3.2)

Effective income tax expense and rate	$5,331	30.3%	$602	18.5%	$3,570	30.7%

     Income tax expense for 2009 increased primarily due to higher pre-tax earnings partially offset by favorable tax settlements.
     The change in unrecognized tax benefits follows:

	Year ended December 31,
(in millions)	2009	2008

Balance at beginning of year	$7,521	2,695
Additions:
For tax positions related to the current year	438	420
For tax positions related to prior years	898	452
For tax positions from business combinations (1)	6	4,308
Reductions:
For tax positions related to prior years	(834)	(266)
Lapse of statute of limitations	(75)	(80)
Settlements with tax authorities	(3,033)	(8)

Balance at end of year	$4,921	7,521

(1)	Unrecognized tax benefits from the Wachovia acquisition.
     Of the $4.9 billion of unrecognized tax benefits at December 31, 2009, approximately $2.8 billion would, if recognized, affect the effective tax rate. The remaining $2.1 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
     We recognize interest and penalties as a component of income tax expense. We accrued approximately $771 million and $1.6 billion for the payment of interest and penalties at December 31, 2009 and 2008, respectively. The decrease in accrued interest is primarily related to the Internal Revenue Service (IRS) settlement agreements (described below) on sale-in, lease-out (SILO) transactions. A net benefit from interest income and penalties expense of $72 million (after tax) for 2009 and interest expense of $62 million (after tax) for 2008 was recognized as a component of income tax expense.
     We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal income tax examinations for taxable years prior to 2007, and state, local and foreign income tax examinations for taxable years prior to 2005. Wachovia Corporation and its subsidiaries, with few exceptions, are no longer subject to federal income tax examinations for taxable years prior to 2006, and state, local and foreign income tax examinations for taxable years prior to 2003.
     We are routinely examined by tax authorities in various jurisdictions. The IRS is currently examining the consolidated federal income tax returns of Wachovia and its Subsidiaries for tax years 2006 through 2008. In addition, Wachovia is appealing various issues related to its 2000 through 2005 tax years. Wachovia is also currently subject to examination by various state, local and foreign taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, we do not anticipate that there will be a significant impact to our unrecognized tax benefits as a result of these examinations.
     The IRS is examining the 2007 and 2008 consolidated federal income tax returns of Wells Fargo & Company and its Subsidiaries. We are also litigating or appealing various issues related to our prior IRS examinations for the periods 1997-2006. We have paid the IRS the contested income tax associated with these issues and refund claims have been filed for the respective years. We are also under examination in numerous other taxing jurisdictions. While it is possible that one or more of these examinations may be resolved within the next 12 months, we do not anticipate that these examinations will significantly impact our uncertain tax positions.

Note 20: Income Taxes (continued)
     During fourth quarter 2009, we and the IRS executed settlement agreements in accordance with the IRS’s settlement initiative related to certain leveraged leases that the IRS considers SILO transactions. These settlement agreements resolved the SILO transactions originally entered into by Wachovia and reduced our tax exposure on our overall SILO portfolio by approximately 90%. As a result of this resolution, our unrecognized tax benefits decreased $2.7 billion.
     In September 2006, well before the IRS announced its SILO settlement initiative in August 2008, we filed a federal tax refund suit in the U.S. Court of Federal Claims related to certain SILO transactions we entered into between 1997 and 2002. Wells Fargo did not receive a letter from the IRS inviting us to participate in the SILO settlement initiative. On January 8, 2010, the U.S. Court of Federal Claims issued an adverse opinion on certain of the transactions at issue in the litigation. Because the opinion did not resolve all of the transactions at issue, final judgment has not yet been entered by the court. Once final judgment is entered, we will have 60 days to file our Notice of Appeal. There will be no adverse financial statement impact resulting from the judgment, and no penalties have been asserted by the government in the litigation.
     During fourth quarter 2009, we filed a federal tax refund suit relating to our 2003 tax year in U.S. District Court for the District of Minnesota. At issue in the litigation is a structured finance transaction, the timing of our deduction for certain state taxes, and SILO transactions entered into between 1997 and 2003. No penalties have been asserted in connection with this litigation.
     We are estimating that our unrecognized tax benefits could decrease by between $100 million and $300 million during the next 12 months primarily related to statute expirations and settlements.

Note 21: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
     At December 31, 2009 and 2008, options to purchase 242.7 million and 172.4 million shares and a warrant to pur-
chase 110.3 million and 110.3 million shares, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price, and therefore were antidilutive. At December 31, 2007, options to purchase 13.8 million shares were antidilutive.

	Year ended December 31,
(in millions, except per share amounts)	2009	2008	2007

Wells Fargo net income	$12,275	2,655	8,057
Less: Preferred stock dividends and accretion (1)	4,285	286	—

Wells Fargo net income applicable to common stock (numerator)	$7,990	2,369	8,057

Earnings per common share
Average common shares outstanding (denominator)	4,545.2	3,378.1	3,348.5
Per share	$1.76	0.70	2.41

Diluted earnings per common share
Average common shares outstanding	4,545.2	3,378.1	3,348.5
Add: Stock options	17.2	13.1	34.2
Restricted share rights	0.3	0.1	0.1

Diluted average common shares outstanding (denominator)	4,562.7	3,391.3	3,382.8

Per share	$1.75	0.70	2.38

(1)	Includes $3.5 billion and $219 million in 2009 and 2008, respectively, for Series D Preferred Stock, which was redeemed in 2009. In conjunction with the redemption, we accelerated accretion of the remaining discount of $1.9 billion.

Note 22: Other Comprehensive Income

The components of other comprehensive income (OCI) and the related tax effects were:

	Year ended December 31,
	2009			2008			2007
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
(in millions)	tax	effect	tax	tax	effect	tax	tax	effect	tax

Translation adjustments	$118	45	73	(93)	(35)	(58)	36	13	23

Securities available for sale:
Unrealized losses related to factors other than credit arising during the year	(1,340)	(497)	(843)	—	—	—	—	—	—
All other gains (losses)	17,253	6,437	10,816	(10,552)	(3,960)	(6,592)	91	38	53
Reclassification of gains included in net income	(349)	(129)	(220)	(29)	(11)	(18)	(350)	(133)	(217)

Net unrealized gains (losses) arising during the year	15,564	5,811	9,753	(10,581)	(3,971)	(6,610)	(259)	(95)	(164)

Derivatives and hedging activities:
Net unrealized gains arising during the year	193	86	107	955	363	592	645	246	399
Reclassification of net gains on cash flow hedges included in net income	(531)	(203)	(328)	(252)	(96)	(156)	(124)	(47)	(77)

Net unrealized gains (losses) arising during the year	(338)	(117)	(221)	703	267	436	521	199	322

Defined benefit pension plans:
Net actuarial gain (loss)	222	73	149	(2,165)	(799)	(1,366)	347	132	215
Amortization of net actuarial loss and prior service cost included in net income	184	60	124	6	2	4	44	17	27

Net gains (losses) arising during the year	406	133	273	(2,159)	(797)	(1,362)	391	149	242

Other comprehensive income	$15,750	5,872	9,878	(12,130)	(4,536)	(7,594)	689	266	423

     Cumulative OCI balances were:

			Derivatives	Defined		Cumulative
		Securities	and	benefit		other
	Translation	available	hedging	pension		comprehensive
(in millions)	adjustments	for sale	activities	plans		income

Balance, December 31, 2006	$29	562	113	(402	)(1)	302
Net change	23	(164)	322	242		423

Balance, December 31, 2007	52	398	435	(160)		725
Net change	(58)	(6,610)	436	(1,362)		(7,594)

Balance, December 31, 2008	(6)	(6,212)	871	(1,522)		(6,869)
Net change	73	9,753	(221)	273		9,878

Balance, December 31, 2009	$67	3,541	650	(1,249)		3,009

(1)	Adoption of accounting change related to pension and other postretirement benefits as required by FASB ASC 715.

Note 23: Operating Segments

As a result of the combination of Wells Fargo and Wachovia, in first quarter 2009, management realigned its segments into the following three lines of business for management reporting: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The results for these lines of business are based on our management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to GAAP. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. We revised prior period information to reflect the first quarter 2009 realignment of our operating segments; however, because the acquisition was completed on December 31, 2008, Wachovia’s results are not included in the income statement or in average balances for periods prior to 2009.
Community Banking offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and securities brokerage through affiliates. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds. Loan products include lines of credit, equity lines and loans, equipment and transportation (recreational vehicle and marine) loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts and merchant payment processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts, time deposits and debit cards.
     Community Banking serves customers through a complete range of channels, including traditional banking stores, in-store banking centers, business centers, ATMs, and Wells Fargo Customer Connection, a 24-hours a day, seven days a week telephone service. Online banking services include single sign-on to online banking, bill pay and brokerage, as well as online banking for small business.
     Community Banking also includes Wells Fargo Financial consumer finance and auto finance operations. Consumer finance operations make real estate loans to individuals in the United States and the Pacific Rim, and also make direct consumer loans to individuals and purchase sales finance contracts from retail merchants from offices throughout the United States, and in Canada and the Pacific Rim. Auto finance operations specialize in purchasing sales finance contracts directly from auto dealers in Puerto Rico and making loans secured by autos in the United States and Puerto Rico. Wells Fargo Financial also provides credit cards, lease and other commercial financing.
Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $10 million and to financial institutions globally. Wholesale Banking provides a complete line of commercial, corporate, capital markets, cash management and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, mezzanine financing, high-yield debt, international trade facilities, trade financing, collection services, foreign exchange services, treasury management, investment management, institutional fixed-income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance, corporate trust fiduciary and agency services, and investment banking services. Wholesale Banking also supports the CRE market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, CRE loan servicing and real estate and mortgage brokerage services.
Wealth, Brokerage and Retirement provides a full range of financial advisory, lending, fiduciary, and investment management services to clients using a comprehensive planning approach to meet each client’s needs. Wealth Management uses an integrated model to provide affluent and high-net-worth customers with a complete range of wealth management solutions and services. Family Wealth meets the unique needs of ultra-high-net-worth customers managing multi-generational assets—those with at least $50 million in assets. Retail Brokerage’s financial advisors serve customers’ advisory, brokerage and financial needs, including investment management, portfolio monitoring and estate planning as part of one of the largest full-service brokerage firms in the United States. They also offer access to banking products, insurance, and investment banking services. First Clearing LLC, our correspondent clearing firm, provides technology, product and other business support to broker-dealers across the United States. Retirement supports individual investors’ retirement needs and is a leader in 401(k) and pension record keeping, investment services, trust and custody solutions for

U.S. companies and their employees. The division also provides investments and executive benefits to institutional clients and delivers reinsurance services to global insurance companies.
Other includes corporate items (such as integration expenses) not specific to a business segment and elimination of certain items that are included in more than one business segment.

			Wealth,
			Brokerage
	Community	Wholesale	and		Consolidated
(income/expense in millions, average balances in billions)	Banking	Banking	Retirement	Other (3)	Company

2009
Net interest income (1)	$34,372	10,063	2,974	(1,085)	46,324
Provision for credit losses	17,743	3,594	467	(136)	21,668
Noninterest income	24,650	10,274	8,492	(1,054)	42,362
Noninterest expense	29,045	10,688	9,364	(77)	49,020

Income (loss) before income tax expense (benefit)	12,234	6,055	1,635	(1,926)	17,998
Income tax expense (benefit)	3,279	2,173	611	(732)	5,331

Net income (loss) before noncontrolling interests	8,955	3,882	1,024	(1,194)	12,667
Less: Net income from noncontrolling interests	339	26	27	—	392

Net income (loss) (2)	$8,616	3,856	997	(1,194)	12,275

2008
Net interest income (1)	$20,542	4,516	827	(742)	25,143
Provision for credit losses	13,622	1,115	302	940	15,979
Noninterest income	12,424	3,685	1,839	(1,214)	16,734
Noninterest expense	16,507	5,282	1,992	(1,183)	22,598

Income (loss) before income tax expense (benefit)	2,837	1,804	372	(1,713)	3,300
Income tax expense (benefit)	659	416	141	(614)	602

Net income (loss) before noncontrolling interests	2,178	1,388	231	(1,099)	2,698
Less: Net income from noncontrolling interests	32	11	—	—	43

Net income (loss) (2)	$2,146	1,377	231	(1,099)	2,655

2007
Net interest income (1)	$17,314	3,609	502	(451)	20,974
Provision for credit losses	4,869	69	4	(3)	4,939
Noninterest income	12,911	4,926	1,938	(1,229)	18,546
Noninterest expense	17,159	4,833	1,870	(1,116)	22,746

Income (loss) before income tax expense (benefit)	8,197	3,633	566	(561)	11,835
Income tax expense (benefit)	2,311	1,257	215	(213)	3,570

Net income (loss) before noncontrolling interests	5,886	2,376	351	(348)	8,265
Less: Net income from noncontrolling interests	179	29	—	—	208

Net income (loss) (2)	$5,707	2,347	351	(348)	8,057

2009
Average loans	$538.0	255.4	45.7	(16.3)	822.8
Average assets	788.7	380.8	109.4	(16.5)	1,262.4
Average core deposits	533.0	146.6	114.3	(31.4)	762.5
2008
Average loans	$285.6	112.3	15.2	(14.6)	398.5
Average assets	447.6	153.2	18.4	(14.8)	604.4
Average core deposits	252.8	69.6	23.1	(20.3)	325.2

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

(2)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement segments and Wells Fargo net income for the Consolidated Company.

(3)	Includes integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

Note 24: Condensed Consolidating Financial Statements

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

Condensed Consolidating Statement of Income

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

Year ended December 31, 2009
Dividends from subsidiaries:
Bank	$6,974	—	—	(6,974)	—
Nonbank	528	—	—	(528)	—
Interest income from loans	—	3,467	38,140	(18)	41,589
Interest income from subsidiaries	2,126	—	—	(2,126)	—
Other interest income	424	111	14,150	—	14,685

Total interest income	10,052	3,578	52,290	(9,646)	56,274

Deposits	—	—	3,774	—	3,774
Short-term borrowings	174	38	782	(772)	222
Long-term debt	3,391	1,305	2,458	(1,372)	5,782
Other interest expense	—	—	172	—	172

Total interest expense	3,565	1,343	7,186	(2,144)	9,950

Net interest income	6,487	2,235	45,104	(7,502)	46,324
Provision for credit losses	—	1,901	19,767	—	21,668

Net interest income after provision for credit losses	6,487	334	25,337	(7,502)	24,656

Noninterest income
Fee income – nonaffiliates	—	148	22,815	—	22,963
Other	738	169	19,135	(643)	19,399

Total noninterest income	738	317	41,950	(643)	42,362

Noninterest expense
Salaries and benefits	320	129	26,018	—	26,467
Other	521	711	21,964	(643)	22,553

Total noninterest expense	841	840	47,982	(643)	49,020

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	6,384	(189)	19,305	(7,502)	17,998
Income tax expense (benefit)	(164)	(86)	5,581	—	5,331
Equity in undistributed income of subsidiaries	5,727	—	—	(5,727)	—

Net income (loss) before noncontrolling interests	12,275	(103)	13,724	(13,229)	12,667
Less: Net income from noncontrolling interests	—	1	391	—	392

Parent, WFFI, Other and Wells Fargo net income (loss)	$12,275	(104)	13,333	(13,229)	12,275

Condensed Consolidating Statements of Income

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

Year ended December 31, 2008
Dividends from subsidiaries:
Bank	$1,806	—	—	(1,806)	—
Nonbank	326	—	—	(326)	—
Interest income from loans	2	5,275	22,417	(62)	27,632
Interest income from subsidiaries	2,892	—	—	(2,892)	—
Other interest income	241	108	7,051	(134)	7,266

Total interest income	5,267	5,383	29,468	(5,220)	34,898

Deposits	—	—	4,966	(445)	4,521
Short-term borrowings	475	220	1,757	(974)	1,478
Long-term debt	2,957	1,807	661	(1,669)	3,756

Total interest expense	3,432	2,027	7,384	(3,088)	9,755

Net interest income	1,835	3,356	22,084	(2,132)	25,143
Provision for credit losses	—	2,970	13,009	—	15,979

Net interest income after provision for credit losses	1,835	386	9,075	(2,132)	9,164

Noninterest income
Fee income – nonaffiliates	—	437	10,110	—	10,547
Other	(101)	168	8,181	(2,061)	6,187

Total noninterest income	(101)	605	18,291	(2,061)	16,734

Noninterest expense
Salaries and benefits	(385)	719	12,606	—	12,940
Other	15	1,119	10,585	(2,061)	9,658

Total noninterest expense	(370)	1,838	23,191	(2,061)	22,598

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	2,104	(847)	4,175	(2,132)	3,300
Income tax expense (benefit)	(83)	(289)	974	—	602
Equity in undistributed income of subsidiaries	468	—	—	(468)	—

Net income (loss) before noncontrolling interests	2,655	(558)	3,201	(2,600)	2,698
Less: Net income from noncontrolling interests	—	—	43	—	43

Parent, WFFI, Other and Wells Fargo net income (loss)	$2,655	(558)	3,158	(2,600)	2,655

Year ended December 31, 2007
Dividends from subsidiaries:
Bank	$4,587	—	—	(4,587)	—
Nonbank	398	—	—	(398)	—
Interest income from loans	—	5,643	23,453	(56)	29,040
Interest income from subsidiaries	3,693	—	—	(3,693)	—
Other interest income	152	115	5,875	(5)	6,137

Total interest income	8,830	5,758	29,328	(8,739)	35,177

Deposits	—	—	8,793	(641)	8,152
Short-term borrowings	444	442	1,626	(1,267)	1,245
Long-term debt	3,830	1,923	900	(1,847)	4,806

Total interest expense	4,274	2,365	11,319	(3,755)	14,203

Net interest income	4,556	3,393	18,009	(4,984)	20,974
Provision for credit losses	—	969	3,970	—	4,939

Net interest income after provision for credit losses	4,556	2,424	14,039	(4,984)	16,035

Noninterest income
Fee income – nonaffiliates	—	394	10,233	—	10,627
Other	117	140	9,190	(1,528)	7,919

Total noninterest income	117	534	19,423	(1,528)	18,546

Noninterest expense
Salaries and benefits	61	1,229	12,078	—	13,368
Other	291	1,119	9,495	(1,527)	9,378

Total noninterest expense	352	2,348	21,573	(1,527)	22,746

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	4,321	610	11,889	(4,985)	11,835
Income tax expense (benefit)	(257)	246	3,581	—	3,570
Equity in undistributed income of subsidiaries	3,479	—	—	(3,479)	—

Net income (loss) before noncontrolling interests	8,057	364	8,308	(8,464)	8,265
Less: Net income from noncontrolling interests	—	—	208	—	208

Parent, WFFI, Other and Wells Fargo net income (loss)	$8,057	364	8,100	(8,464)	8,057

Note 24: Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Balance Sheets

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

December 31, 2009
Assets
Cash and cash equivalents due from:
Subsidiary banks	$27,303	205	—	(27,508)	—
Nonaffiliates	11	249	67,705	—	67,965
Securities available for sale	4,666	2,665	165,379	—	172,710
Mortgages and loans held for sale	—	—	44,827	—	44,827
Loans	7	35,199	750,045	(2,481)	782,770
Loans to subsidiaries:
Bank	6,760	—	—	(6,760)	—
Nonbank	56,316	—	—	(56,316)	—
Allowance for loan losses	—	(1,877)	(22,639)	—	(24,516)

Net loans	63,083	33,322	727,406	(65,557)	758,254

Investments in subsidiaries:
Bank	134,063	—	—	(134,063)	—
Nonbank	12,816	—	—	(12,816)	—
Other assets	10,758	1,500	189,049	(1,417)	199,890

Total assets	$252,700	37,941	1,194,366	(241,361)	1,243,646

Liabilities and equity
Deposits	$—	—	851,526	(27,508)	824,018
Short-term borrowings	1,546	10,599	59,813	(32,992)	38,966
Accrued expenses and other liabilities	7,878	1,439	54,542	(1,417)	62,442
Long-term debt	119,353	24,437	80,499	(20,428)	203,861
Indebtedness to subsidiaries	12,137	—	—	(12,137)	—

Total liabilities	140,914	36,475	1,046,380	(94,482)	1,129,287

Parent, WFFI, other and Wells Fargo stockholders’ equity	111,786	1,456	145,423	(146,879)	111,786
Noncontrolling interests	—	10	2,563	—	2,573

Total equity	111,786	1,466	147,986	(146,879)	114,359

Total liabilities and equity	$252,700	37,941	1,194,366	(241,361)	1,243,646

December 31, 2008
Assets
Cash and cash equivalents due from:
Subsidiary banks	$15,658	246	—	(15,904)	—
Nonaffiliates	—	180	73,016	—	73,196
Securities available for sale	4,950	2,130	144,494	(5)	151,569
Mortgages and loans held for sale	—	—	26,316	—	26,316
Loans	9	45,930	827,242	(8,351)	864,830
Loans to subsidiaries:
Bank	21,745	—	—	(21,745)	—
Nonbank	68,527	—	—	(68,527)	—
Allowance for loan losses	—	(2,359)	(18,654)	—	(21,013)

Net loans	90,281	43,571	808,588	(98,623)	843,817

Investments in subsidiaries:
Bank	105,721	—	—	(105,721)	—
Nonbank	24,094	—	—	(24,094)	—
Other assets	34,949	1,756	213,099	(35,063)	214,741

Total assets	$275,653	47,883	1,265,513	(279,410)	1,309,639

Liabilities and equity
Deposits	$—	—	791,728	(10,326)	781,402
Short-term borrowings	23,434	12,911	150,156	(78,427)	108,074
Accrued expenses and other liabilities	7,426	1,179	55,721	(13,637)	50,689
Long-term debt	134,026	31,704	137,118	(35,690)	267,158
Indebtedness to subsidiaries	11,683	—	—	(11,683)	—

Total liabilities	176,569	45,794	1,134,723	(149,763)	1,207,323

Parent, WFFI, other and Wells Fargo stockholders’ equity	99,084	2,074	127,573	(129,647)	99,084
Noncontrolling interests	—	15	3,217	—	3,232

Total equity	99,084	2,089	130,790	(129,647)	102,316

Total liabilities and equity	$275,653	47,883	1,265,513	(279,410)	1,309,639

Condensed Consolidating Statements of Cash Flows

	Year ended December 31,
	2009				2008
			Other				Other
			consolidating				consolidating
			subsidiaries/	Consolidated			subsidiaries/	Consolidated
(in millions)	Parent	WFFI	eliminations	Company	Parent	WFFI	eliminations	Company

Cash flows from operating activities:
Net cash provided (used) by operating activities	$7,356	1,655	19,602	28,613	730	2,023	(7,541)	(4,788)

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	1,184	925	50,929	53,038	2,570	875	57,361	60,806
Prepayments and maturities	—	290	38,521	38,811	—	283	24,034	24,317
Purchases	(463)	(1,667)	(93,155)	(95,285)	(3,514)	(1,258)	(100,569)	(105,341)
Loans:
Decrease (increase) in banking subsidiaries’ loan originations, net of collections	—	(981)	53,221	52,240	—	(1,684)	(53,131)	(54,815)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	6,162	6,162	—	—	1,988	1,988
Purchases (including participations) of loans by banking subsidiaries	—	—	(3,363)	(3,363)	—	—	(5,513)	(5,513)
Principal collected on nonbank entities’ loans	—	11,119	3,309	14,428	—	14,447	7,399	21,846
Loans originated by nonbank entities	—	(5,523)	(4,438)	(9,961)	—	(12,362)	(7,611)	(19,973)
Net repayments from (advances to) subsidiaries	11,369	(138)	(11,231)	—	(12,415)	—	12,415	—
Capital notes and term loans made to subsidiaries	(497)	(1,000)	1,497	—	(2,008)	—	2,008	—
Principal collected on notes/ loans made to subsidiaries	12,979	—	(12,979)	—	8,679	—	(8,679)	—
Net decrease (increase) in investment in subsidiaries	(1,382)	—	1,382	—	(37,108)	—	37,108	—
Net cash acquired from (paid for) acquisitions	—	—	(138)	(138)	9,194	—	2,009	11,203
Other, net	22,513	355	(7,015)	15,853	(21,823)	(91)	69,235	47,321

Net cash provided (used) by investing activities	45,703	3,380	22,702	71,785	(56,425)	210	38,054	(18,161)

Cash flows from financing activities:
Net change in:
Deposits	—	—	42,473	42,473	—	—	7,697	7,697
Short-term borrowings	(19,100)	2,158	(52,166)	(69,108)	17,636	5,580	(38,104)	(14,888)
Long-term debt:
Proceeds from issuance	8,297	1,347	(1,248)	8,396	21,931	1,113	12,657	35,701
Repayment	(22,931)	(8,508)	(34,821)	(66,260)	(16,560)	(8,983)	(4,316)	(29,859)
Preferred stock:
Cash dividends paid	(2,178)	—	—	(2,178)	—	—	—	—
Proceeds from issuance	—	—	—	—	22,674	—	—	22,674
Redeemed	(25,000)	—	—	(25,000)	—	—	—	—
Proceeds from issuance of stock warrants	—	—	—	—	2,326	—	—	2,326
Common stock:
Proceeds from issuance	21,976	—	—	21,976	14,171	—	—	14,171
Repurchased	(220)	—	—	(220)	(1,623)	—	—	(1,623)
Cash dividends paid	(2,125)	—	—	(2,125)	(4,312)	—	—	(4,312)
Excess tax benefits related to stock option payments	18	—	—	18	121	—	—	121
Change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	—	—	(4,500)	(4,500)	—	—	—	—
Other, net	—	(4)	(549)	(553)	—	—	(53)	(53)
Other, net	(140)	—	140	—	—	—	—	—

Net cash provided (used) by financing activities	(41,403)	(5,007)	(50,671)	(97,081)	56,364	(2,290)	(22,119)	31,955

Net change in cash and due from banks	11,656	28	(8,367)	3,317	669	(57)	8,394	9,006
Cash and due from banks at beginning of year	15,658	426	7,679	23,763	14,989	483	(715)	14,757

Cash and due from banks at end of year	$27,314	454	(688)	27,080	15,658	426	7,679	23,763

Note 24: Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Statement of Cash Flows

			Other
			consolidating
			subsidiaries/	Consolidated
(in millions)	Parent	WFFI	eliminations	Company

Year ended December 31, 2007
Cash flows from operating activities:
Net cash provided by operating activities	$3,715	1,446	4,125	9,286

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	2,554	559	44,877	47,990
Prepayments and maturities	—	299	8,206	8,505
Purchases	(3,487)	(1,174)	(70,468)	(75,129)
Loans:
Increase in banking subsidiaries’ loan originations, net of collections	—	(2,686)	(45,929)	(48,615)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	3,369	3,369
Purchases (including participations) of loans by banking subsidiaries	—	—	(8,244)	(8,244)
Principal collected on nonbank entities’ loans	—	18,729	2,747	21,476
Loans originated by nonbank entities	—	(20,461)	(4,823)	(25,284)
Net repayments from (advances to) subsidiaries	(10,338)	—	10,338	—
Capital notes and term loans made to subsidiaries	(10,508)	—	10,508	—
Principal collected on notes/loans made to subsidiaries	7,588	—	(7,588)	—
Net decrease (increase) in investment in subsidiaries	(1,132)	—	1,132	—
Net cash paid for acquisitions	—	—	(2,811)	(2,811)
Other, net	(106)	(847)	2,349	1,396

Net cash used by investing activities	(15,429)	(5,581)	(56,337)	(77,347)

Cash flows from financing activities:
Net change in:
Deposits	—	—	27,058	27,058
Short-term borrowings	9,138	2,670	28,019	39,827
Long-term debt:
Proceeds from issuance	24,385	11,335	(6,360)	29,360
Repayment	(11,726)	(9,870)	3,346	(18,250)
Common stock:
Proceeds from issuance	1,876	—	—	1,876
Repurchased	(7,418)	—	—	(7,418)
Cash dividends paid	(3,955)	—	—	(3,955)
Excess tax benefits related to stock option payments	196	—	—	196
Change in noncontrolling interests:
Other, net	—	—	(176)	(176)
Other, net	(2)	13	(739)	(728)

Net cash provided by financing activities	12,494	4,148	51,148	67,790

Net change in cash and due from banks	780	13	(1,064)	(271)
Cash and due from banks at beginning of year	14,209	470	349	15,028

Cash and due from banks at end of year	$14,989	483	(715)	14,757

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
     We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. The amount of trust preferred securities and perpetual preferred purchase securities issued by the Trusts that was includable in Tier 1 capital in accordance with FRB risk-based capital (RBC) guidelines was $19.3 billion at December 31, 2009. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. See Note 13 in this Report for additional information on trust preferred securities.
     Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. See Notes 6 and 15 in this Report for further discussion of off-balance sheet items. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization, and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

						To be well capitalized
						under the FDICIA
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
(in billions)	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2009:
Total capital (to risk-weighted assets)
Wells Fargo & Company	$134.4	13.26%	≥ $81.1	≥8.00%
Wells Fargo Bank, N.A.	58.4	11.87	≥ 39.4	≥8.00		≥ $49.2	≥10.00%
Wachovia Bank, N.A.	60.5	13.65	≥ 35.4	≥8.00		≥ 44.3	≥10.00
Tier 1 capital (to risk-weighted assets)
Wells Fargo & Company	93.8	9.25	≥ 40.5	≥4.00
Wells Fargo Bank, N.A.	43.8	8.90	≥ 19.7	≥4.00		≥ 29.5	≥ 6.00
Wachovia Bank, N.A.	39.7	8.97	≥ 17.7	≥4.00		≥ 26.6	≥ 6.00
Tier 1 capital (to average assets)
(Leverage ratio)
Wells Fargo & Company	93.8	7.87	≥ 47.7	≥4.00	(1)
Wells Fargo Bank, N.A.	43.8	7.50	≥ 23.3	≥4.00	(1)	≥ 29.2	≥ 5.00
Wachovia Bank, N.A.	39.7	8.23	≥ 19.3	≥4.00	(1)	≥ 24.1	≥ 5.00

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

     Management believes that, as of December 31, 2009, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject.
     The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total RBC ratio as set forth in the table above and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the RBC category of any of the covered subsidiary banks.
     Certain subsidiaries of the Company are approved seller/servicers, and are therefore required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2009, each seller/servicer met these requirements.
     Certain broker-dealer subsidiaries of the Company are subject to SEC Rule 15c3-1 (the Net Capital Rule), which requires that we maintain minimum levels of net capital, as defined. At December 31, 2009, each of these subsidiaries met these requirements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairment for debt securities in 2009 and certain investment securities in 2008.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
San Francisco, California
February 26, 2010

Quarterly Financial Data
Condensed Consolidated Statement of Income – Quarterly (Unaudited)

	2009				2008
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

Interest income	$13,692	13,968	14,301	14,313	8,728	8,774	8,547	8,849

Interest expense	2,192	2,284	2,537	2,937	2,004	2,393	2,269	3,089

Net interest income	11,500	11,684	11,764	11,376	6,724	6,381	6,278	5,760
Provision for credit losses	5,913	6,111	5,086	4,558	8,444	2,495	3,012	2,028

Net interest income after provision for credit losses	5,587	5,573	6,678	6,818	(1,720)	3,886	3,266	3,732

Noninterest income
Service charges on deposit accounts	1,421	1,478	1,448	1,394	803	839	800	748
Trust and investment fees	2,605	2,502	2,413	2,215	661	738	762	763
Card fees	961	946	923	853	589	601	588	558
Other fees	990	950	963	901	535	552	511	499
Mortgage banking	3,411	3,067	3,046	2,504	(195)	892	1,197	631
Insurance	482	468	595	581	337	439	550	504
Net gains (losses) from trading activities	516	622	749	787	(409)	65	516	103
Net gains (losses) on debt securities available for sale	110	(40)	(78)	(119)	721	84	(91)	323
Net gains (losses) from equity investments	273	29	40	(157)	(608)	(509)	47	313
Operating leases	163	224	168	130	62	102	120	143
Other	264	536	476	552	257	193	182	218

Total noninterest income	11,196	10,782	10,743	9,641	2,753	3,996	5,182	4,803

Noninterest expense
Salaries	3,505	3,428	3,438	3,386	2,168	2,078	2,030	1,984
Commission and incentive compensation	2,086	2,051	2,060	1,824	671	555	806	644
Employee benefits	1,144	1,034	1,227	1,284	338	486	593	587
Equipment	681	563	575	687	402	302	305	348
Net occupancy	770	778	783	796	418	402	400	399
Core deposit and other intangible	642	642	646	647	47	47	46	46
FDIC and other deposit assessments	302	228	981	338	57	37	18	8
Other	3,691	2,960	2,987	2,856	1,709	1,594	1,647	1,426

Total noninterest expense	12,821	11,684	12,697	11,818	5,810	5,501	5,845	5,442

Income (loss) before income tax expense	3,962	4,671	4,724	4,641	(4,777)	2,381	2,603	3,093
Income tax expense (benefit)	949	1,355	1,475	1,552	(2,036)	730	834	1,074

Net income (loss) before noncontrolling interests	3,013	3,316	3,249	3,089	(2,741)	1,651	1,769	2,019
Less: Net income (loss) from noncontrolling interests	190	81	77	44	(7)	14	16	20

Wells Fargo net income (loss)	$2,823	3,235	3,172	3,045	(2,734)	1,637	1,753	1,999

Wells Fargo net income (loss) applicable to common stock	$394	2,637	2,575	2,384	(3,020)	1,637	1,753	1,999

Per share information
Earnings (loss) per common share	$0.08	0.56	0.58	0.56	(0.84)	0.49	0.53	0.61
Diluted earnings (loss) per common share	0.08	0.56	0.57	0.56	(0.84)	0.49	0.53	0.60
Dividends declared per common share	0.05	0.05	0.05	0.34	0.34	0.34	0.31	0.31
Average common shares outstanding	4,764.8	4,678.3	4,483.1	4,247.4	3,582.4	3,316.4	3,309.8	3,302.4
Diluted average common shares outstanding	4,796.1	4,706.4	4,501.6	4,249.3	3,593.6	3,331.0	3,321.4	3,317.9
Market price per common share (1)
High	$31.53	29.56	28.45	30.47	38.95	44.68	32.40	34.56
Low	25.00	22.08	13.65	7.80	19.89	20.46	23.46	24.38
Quarter-end	26.99	28.18	24.26	14.24	29.48	37.53	23.75	29.10

(1) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Glossary of Acronyms

ABCP	Asset-backed commercial paper

AICPA	American Institute of Certified Public Accountants

ALCO	Asset/Liability Management Committee

AMTN	Australian medium-term note programme

ARS	Auction rate security

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

ARM	Adjustable-rate mortgage

AVM	Automated valuation model

CDs	Certificates of deposit

CDO	Collateralized debt obligation

CLO	Collateralized loan obligation

CMO	Collateralized mortgage obligation

CPP	Capital Purchase Program

CPR	Constant prepayment rate

CRE	Commercial real estate

EITF	Emerging Issues Task Force

EMTN	European medium-term note programme

ESOP	Employee Stock Ownership Plan

FAS	Statement of Financial Accounting Standards

FASB	Financial Accounting Standards Board

FDIC	Federal Deposit Insurance Corporation

FHA	Federal Housing Administration

FHLB	Federal Home Loan Bank

FHLMC	Federal Home Loan Mortgage Company

FICO	Fair Isaac Corporation (credit rating)

FNMA	Federal National Mortgage Association

FRB	Federal Reserve Board

FSP	FASB Staff Position

GAAP	Generally Accepted Accounting Principles

GNMA	Government National Mortgage Association

GSE	Government-sponsored entity

IRA	Individual Retirement Account

LHFS	Loans held for sale

LIBOR	London Interbank Offered Rate

LTV	Loan-to-value

MBS	Mortgage-backed security

MHFS	Mortgages held for sale

MSR	Mortgage servicing right

NAV	Net asset value

NPA	Nonperforming asset

OCC	Office of the Comptroller of the Currency

OCI	Other comprehensive income

OTC	Over-the-counter

OTTI	Other-than-temporary impairment

PCI Loans	Purchased credit-impaired loans are acquired loans with evidence of credit deterioration accounted for under FASB ASC 310-30 (AICPA Statement of Position 03-3)

PTPP	Pre-tax pre-provision profit

QSPE	Qualifying special purpose entity

RBC	Risk-based capital

ROA	Wells Fargo net income to average total assets

ROE	Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity

SCAP	Supervisory Capital Assessment Program

SEC	Securities and Exchange Commission

S&P	Standard & Poors

SIV	Structured investment vehicle

SPE	Special purpose entity

TARP	Troubled Asset Relief Program

TDR	Troubled debt restructuring

TLGP	Temporary Liquidity Guarantee Program

VA	Department of Veterans Affairs

VaR	Value-at-risk

VIE	Variable interest entity

WFFCC	Wells Fargo Financial Canada Corporation

WFFI	Wells Fargo Financial, Inc. and its wholly-owned subsidiaries

Codification Cross Reference

Codification Topic	Superseded Authoritative Accounting Literature

FASB ASC 260, Earnings Per Share	FAS 128, Earnings Per Share, and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities

FASB ASC 310, Receivables	FAS 114, Accounting by Creditors for Impairment of A Loan, an Amendment of FASB Statements No. 5 and 15, and AICPA SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer

FASB ASC 320, Investments – Debt and Equity Securities	FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments

FASB ASC 715, Compensation – Retirement Benefits	FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), and FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets

FASB ASC 718, Compensation – Stock Compensation	FAS 123(R), Share-Based Payment

FASB ASC 805, Business Combinations	FAS 141(R), Business Combinations

FASB ASC 810, Consolidation	FAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, FAS 167, Amendments to FASB Interpretation No. 46(R), and FIN 46(R), Consolidation of Variable Interest Entities – an amendment of ARB No. 51

FASB ASC 815, Derivatives and Hedging	FAS 133, Accounting for Derivative Instruments and Hedging Activities, and FAS 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133

FASB ASC 820, Fair Value Measurements and Disclosures	FAS 157, Fair Value Measurements

FASB ASC 820-10, Fair Value Measurements and Disclosures	FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

FASB ASC 825, Financial Instruments	FAS 107, Disclosures about Fair Value of Financial Instruments, FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, and FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments

FASB ASC 855, Subsequent Events	FAS 165, Subsequent Events

FASB ASC 860, Transfers and Servicing	FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – A Replacement of FASB Statement 125, FAS 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, and FAS 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140