Form 10-K, Exhibit 13
period 2010-12-31
WELLS FARGO & CO/MN
filed 2011-02-25
CIK 72971

EXHIBIT 13

Financial Review

34	Overview

38	Earnings Performance

49	Balance Sheet Analysis

52	Off-Balance Sheet Arrangements

54	Risk Management

82	Capital Management

84	Critical Accounting Policies

90	Current Accounting Developments

90	Forward-Looking Statements

92	Risk Factors

Controls and Procedures

102	Disclosure Controls and Procedures

102	Internal Control over Financial Reporting

102	Management’s Report on Internal Control over Financial Reporting

103	Report of Independent Registered Public Accounting Firm

Financial Statements

104	Consolidated Statement of Income

105	Consolidated Balance Sheet

106	Consolidated Statement of Changes in Equity and Comprehensive Income

110	Consolidated Statement of Cash Flows

Notes to Financial Statements

111	1	Summary of Significant Accounting Policies

121	2	Business Combinations

122	3	Cash, Loan and Dividend Restrictions

122	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

123	5	Securities Available for Sale

131	6	Loans and Allowance for Credit Losses

145	7	Premises, Equipment, Lease Commitments and Other Assets

146	8	Securitizations and Variable Interest Entities

156	9	Mortgage Banking Activities

159	10	Intangible Assets

161	11	Deposits

162	12	Short-Term Borrowings

163	13	Long-Term Debt

166	14	Guarantees and Legal Actions

172	15	Derivatives

179	16	Fair Values of Assets and Liabilities

194	17	Preferred Stock

196	18	Common Stock and Stock Plans

201	19	Employee Benefits and Other Expenses

209	20	Income Taxes

211	21	Earnings Per Common Share

212	22	Other Comprehensive Income

213	23	Operating Segments

215	24	Condensed Consolidating Financial Statements

220	25	Regulatory and Agency Capital Requirements

221	Report of Independent Registered Public Accounting Firm

222	Quarterly Financial Data

223	Glossary of Acronyms

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Some of these factors are described in the Financial Review and in the Financial Statements and related Notes. For a discussion of other factors, refer to the “Forward-Looking Statements” and “Risk Factors” sections in this Report and the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2010 (2010 Form 10-K).
See the Glossary of Acronyms at the end of this Report for terms used throughout this Report.
Financial Review
Overview

Wells Fargo & Company is a $1.3 trillion diversified financial services company providing banking, insurance, trust and investments, mortgage banking, investment banking, retail banking, brokerage and consumer finance through banking stores, the internet and other distribution channels to individuals, businesses and institutions in all 50 states, the District of Columbia (D.C.) and in other countries. We ranked fourth in assets and second in the market value of our common stock among our large bank peers at December 31, 2010. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. When we refer to “legacy Wells Fargo,” we mean Wells Fargo excluding Wachovia Corporation (Wachovia).
     Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers buy from us and to offer them all of the financial products that fulfill their needs. Our cross-sell strategy, diversified business model and the breadth of our geographic reach facilitate growth in both strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us, gain new customers in our extended markets, and increase market share in many businesses. We continued to earn more of our customers’ business in 2010 in both our retail and commercial banking businesses and in our equally customer-centric securities brokerage and investment banking businesses.
     Reflecting solid growth in a variety of businesses, Wells Fargo net income was a record $12.4 billion in 2010. Diluted earnings per common share were $2.21. Pre-tax pre-provision profit (PTPP) was $34.8 billion in 2010, which covered almost 2.0 times annual net charge-offs. PTPP is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.
     Our combined company retail bank household cross-sell, reported for the first time in December 2010, was 5.70 products per household, up from 5.47 a year ago. Cross-sell for the combined company, which is lower than legacy Wells Fargo stand-alone cross-sell, indicates the opportunity to earn more business from our Wachovia customers. The cross-sell for customers in the West was 6.14 products, compared with 5.11 for customers in the East. Our goal is eight products per customer, which is approximately half of our estimate of potential demand for an average U.S. household. One of every four of our retail banking households has eight or more products. Business banking cross-sell offers another potential opportunity for growth, with cross-sell of 4.04 products in our Western footprint (including legacy Wells Fargo and converted Wachovia customers).
     Wells Fargo remained one of the largest providers of credit to the U.S. economy. We continued to lend to creditworthy customers and, during 2010, made $665 billion in new loan commitments to consumer, small business and commercial customers, including $386 billion of residential mortgage originations. We are an industry leader in loan modifications for homeowners. As of December 31, 2010, more than 620,000 Wells Fargo mortgage customers were in active trial or had completed the loan modifications since the beginning of 2009. We also continued to support our communities by making a $400 million charitable contribution to the Wells Fargo Foundation in 2010, covering three years of estimated future funding.
     Our core deposits grew 2% from December 31, 2009. Average core deposits funded 100% of total average loans in 2010, up from 93% in 2009. We continue to attract high quality core deposits in the form of checking and savings deposits, which grew 6% to $720.9 billion at December 31, 2010, from $679.9 billion a year ago, as we continued to gain new customers and deepen our relationships with existing customers.
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
     We are beginning our third year of the Wachovia integration, which we expect to substantially complete by the end of 2011.

     Our progress to date remains on track and on schedule, with business and revenue synergies exceeding our expectations at the time the merger was announced. The Wachovia merger has already proven to be a financial success, with substantially all of the expected savings already realized and growing revenue synergies reflecting market share gains in many businesses, including mortgage, auto dealer services and investment banking.
     We continued to invest in core businesses while maintaining a strong balance sheet. In 2010, we opened 47 retail banking stores for a retail network total of 6,314 stores. We converted a total of 749 Wachovia banking stores in Alabama, Arizona, California, Georgia, Illinois, Kansas, Mississippi, Nevada, Tennessee and Texas, as well as the Wachovia credit card business and ATM network. The conversion of the remaining Wachovia eastern markets is expected to be substantially completed by the end of 2011.
     We continued taking actions to further strengthen our balance sheet, including reducing our non-strategic and liquidating loan portfolios, which have declined $54.6 billion since the Wachovia acquisition, including $26.3 billion in 2010, to $115.7 billion at December 31, 2010. We significantly built capital in 2010, up $12.9 billion, or 12%, from a year ago. Our capital growth since our merger with Wachovia has been driven by record retained earnings and other sources of internal capital generation, as well as three common stock offerings between October 2008 and December 2009 totaling over $33 billion. This included the $12.2 billion offering in fourth quarter 2009, which allowed us to repay in full the U.S. Treasury’s Troubled Asset Relief Program (TARP) preferred stock investment. We substantially increased the size of the Company with the Wachovia merger, and experienced cyclically elevated credit costs. However, our capital ratios at December 31, 2010, were higher than they were prior to the Wachovia acquisition. Tier 1 common equity increased to $81.3 billion at December 31, 2010, or 8.30% of risk-weighted assets. The Tier 1 capital ratio increased to 11.16% and Tier 1 leverage ratio increased to 9.19%. See the “Capital Management” section in this Report for more information regarding Tier 1 common equity.
     We experienced continued and significant improvement in our credit portfolio, with most metrics showing positive movement by the end of 2010. Net charge-offs declined in 2010 from the peak in fourth quarter 2009, with almost every major loan category recording lower charge-offs by the end of 2010. Delinquencies continued to decline from the peak at the end of 2009 and, in the fourth quarter 2010, nonaccrual loans declined for the first time since the Wachovia merger. The improvement in credit quality was also evident in the portfolio of purchased credit-impaired (PCI) loans acquired through the Wachovia merger, which overall has performed better than originally expected. Reflecting improved performance in our loan portfolios, the provision for credit losses was $2.0 billion less than net charge-offs for 2010. Absent significant deterioration in the economy, we expect future reductions in the allowance for credit losses. The improvement in losses, a more favorable economic outlook and improved credit statistics in several portfolios further increase our confidence that our credit cycle is turning, provided economic conditions do not deteriorate.
     We believe it is important to maintain a well controlled operating environment as we complete the integration of the Wachovia businesses and grow the combined company. We manage our credit risk by establishing what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our loan portfolio. We manage the interest rate and market risks inherent in our asset and liability balances within established ranges, while ensuring adequate liquidity and funding. We maintain strong capital levels to facilitate future growth.
     As a result of PCI accounting for loans acquired in the merger with Wachovia, ratios of the Company, including the growth rate in nonperforming assets (NPAs) since December 31, 2008, may not be directly comparable with periods prior to the merger or with credit-related ratios of other financial institutions. In particular:
•	Wachovia’s high risk loans were written down pursuant to PCI accounting at the time of merger. Therefore, the allowance for credit losses is lower than otherwise would have been required without PCI loan accounting; and
•	Because we virtually eliminated Wachovia’s nonaccrual loans at December 31, 2008, quarterly growth in our nonaccrual loans during 2010 and 2009 was higher than it would have been without PCI loan accounting. Similarly, our net charge-offs rate was lower than it otherwise would have been.

Overview (continued)
Table 1:  Six-Year Summary of Selected Financial Data

							%	Five-year
							Change	compound
							2010/	growth
(in millions, except per share amounts)	2010	2009	2008	2007	2006	2005	2009	rate

Income statement
Net interest income	$44,757	46,324	25,143	20,974	19,951	18,504	(3)%	19
Noninterest income	40,453	42,362	16,734	18,546	15,817	14,591	(5)	23

Revenue	85,210	88,686	41,877	39,520	35,768	33,095	(4)	21
Provision for credit losses	15,753	21,668	15,979	4,939	2,204	2,383	(27)	46
Noninterest expense	50,456	49,020	22,598	22,746	20,767	18,943	3	22
Net income before noncontrolling interests	12,663	12,667	2,698	8,265	8,567	7,892	—	10
Less: Net income from noncontrolling interests	301	392	43	208	147	221	(23)	6

Wells Fargo net income	12,362	12,275	2,655	8,057	8,420	7,671	1	10
Earnings per common share	2.23	1.76	0.70	2.41	2.50	2.27	27	—
Diluted earnings per common share	2.21	1.75	0.70	2.38	2.47	2.25	26	—
Dividends declared per common share	0.20	0.49	1.30	1.18	1.08	1.00	(59)	(28)

Balance sheet (at year end)
Securities available for sale	$172,654	172,710	151,569	72,951	42,629	41,834	—%	33
Loans	757,267	782,770	864,830	382,195	319,116	310,837	(3)	19
Allowance for loan losses	23,022	24,516	21,013	5,307	3,764	3,871	(6)	43
Goodwill	24,770	24,812	22,627	13,106	11,275	10,787	—	18
Assets	1,258,128	1,243,646	1,309,639	575,442	481,996	481,741	1	21
Core deposits (1)	798,192	780,737	745,432	311,731	288,068	253,341	2	26
Long-term debt	156,983	203,861	267,158	99,393	87,145	79,668	(23)	15
Wells Fargo stockholders’ equity	126,408	111,786	99,084	47,628	45,814	40,660	13	25
Noncontrolling interests	1,481	2,573	3,232	286	254	239	(42)	44
Total equity	127,889	114,359	102,316	47,914	46,068	40,899	12	26

(1)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

Table 2:  Ratios and Per Common Share Data

	Year ended December 31			,
	2010	2009	2008

Profitability ratios
Wells Fargo net income to average assets (ROA)	1.01%	0.97	0.44
Wells Fargo net income applicable to common stock to average
Wells Fargo common stockholders’ equity (ROE)	10.33	9.88	4.79
Efficiency ratio (1)	59.2	55.3	54.0
Capital ratios
At year end:
Wells Fargo common stockholders’ equity to assets	9.41	8.34	5.21
Total equity to assets	10.16	9.20	7.81
Risk-based capital (2)
Tier 1 capital	11.16	9.25	7.84
Total capital	15.01	13.26	11.83
Tier 1 leverage (2)(3)	9.19	7.87	14.52
Tier 1 common equity (4)	8.30	6.46	3.13
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	9.17	6.41	8.18
Average total equity to average assets	9.96	9.34	8.89
Per common share data
Dividend payout (5)	9.0	27.9	185.4
Book value	$22.49	20.03	16.15
Market price (6)
High	34.25	31.53	44.68
Low	23.02	7.80	19.89
Year end	30.99	26.99	29.48

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

(3)	Due to the Wachovia transaction that closed on December 31, 2008, the Tier 1 leverage ratio, which considers period-end Tier 1 capital and quarterly averages in the computation of the ratio, does not reflect average assets of Wachovia for the full period ended December 31, 2008.

(4)	See the “Capital Management” section in this Report for additional information.

(5)	Dividends declared per common share as a percentage of earnings per common share.

(6)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Earnings Performance

Net income for 2010 was $12.4 billion ($2.21 diluted per share) with $11.6 billion applicable to common stock, compared with net income of $12.3 billion ($1.75 diluted per share) with $8.0 billion applicable to common stock for 2009. Preferred stock dividends and accretion of preferred stock discount included $3.5 billion in 2009 for Series D preferred stock issued to the U.S. Treasury Department in 2008, which reduced 2009 diluted earnings by $0.76 per share. These preferred shares were redeemed December 23, 2009, when we repaid the U.S. Treasury Department’s TARP preferred stock investment.
     Our 2010 earnings were influenced by a slow recovery from the recession that dominated 2009 and most of 2008 and by a continuation of a low rate environment. These economic conditions caused declining loan demand, solid deposit generation and continued elevated credit losses. Earnings for 2009 were influenced by the worsening of the recession that began in 2008, and low market rates. Both 2010 and 2009 were affected by merger integration costs.
     Revenue, the sum of net interest income and noninterest income, was $85.2 billion in 2010 compared with $88.7 billion in 2009 and $41.9 billion in 2008. In 2010, net interest income of $44.8 billion represented 53% of revenue, compared with $46.3 billion (52%) in 2009 and $25.1 billion (60%) in 2008.
     Noninterest income was relatively stable in 2010 at $40.5 billion, representing 47% of revenue, compared with $42.4 billion (48%) in 2009 and $16.7 billion (40%) in 2008. The increase in 2009 to 48% from 40% in 2008 was primarily due to a higher percentage of trust and investment fees (11% in 2009, up from 7% in 2008) and very strong mortgage banking results (14% in 2009, up from 6% in 2008, predominantly from legacy Wells Fargo).
     Noninterest expense was $50.5 billion in 2010, compared with $49.0 billion in 2009 and $22.6 billion in 2008. Noninterest expense as a percentage of revenue was 59% in 2010, 55% in 2009 and 54% in 2008. Noninterest expense for 2010 included $1.9 billion of Wachovia merger-related integration expense compared with $895 million in 2009.
     Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.

Table 3:  Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31					,
		% of		% of		% of
(in millions)	2010	revenue	2009	revenue	2008	revenue

Interest income
Trading assets	$1,121	1%	$944	1%	$189	—%
Securities available for sale	10,236	12	11,941	13	5,577	13
Mortgages held for sale (MHFS)	1,736	2	1,930	2	1,573	4
Loans held for sale (LHFS)	101	—	183	—	48	—
Loans	39,808	47	41,659	47	27,651	66
Other interest income	437	1	336	—	181	—

Total interest income	53,439	63	56,993	64	35,219	84

Interest expense
Deposits	2,832	3	3,774	4	4,521	11
Short-term borrowings	106	—	231	—	1,478	4
Long-term debt	4,888	6	5,786	7	3,789	9
Other interest expense	227	—	172	—	—	—

Total interest expense	8,053	9	9,963	11	9,788	23

Net interest income (on a taxable-equivalent basis)	45,386	53	47,030	53	25,431	61

Taxable-equivalent adjustment	(629)	(1)	(706)	(1)	(288)	(1)

Net interest income	44,757	53	46,324	52	25,143	60
Noninterest income
Service charges on deposit accounts	4,916	6	5,741	6	3,190	8
Trust and investment fees (1)	10,934	13	9,735	11	2,924	7
Card fees	3,652	4	3,683	4	2,336	6
Other fees (1)	3,990	5	3,804	4	2,097	5
Mortgage banking (1)	9,737	11	12,028	14	2,525	6
Insurance	2,126	2	2,126	2	1,830	4
Net gains from trading activities	1,648	2	2,674	3	275	1
Net gains (losses) on debt securities available for sale	(324)	—	(127)	—	1,037	2
Net gains (losses) from equity investments	779	1	185	—	(757)	(2)
Operating leases	815	1	685	1	427	1
Other	2,180	3	1,828	2	850	2

Total noninterest income	40,453	47	42,362	48	16,734	40

Noninterest expense
Salaries	13,869	16	13,757	16	8,260	20
Commission and incentive compensation	8,692	10	8,021	9	2,676	6
Employee benefits	4,651	5	4,689	5	2,004	5
Equipment	2,636	3	2,506	3	1,357	3
Net occupancy	3,030	4	3,127	4	1,619	4
Core deposit and other intangibles	2,199	3	2,577	3	186	—
FDIC and other deposit assessments	1,197	1	1,849	2	120	—
Other (2)	14,182	17	12,494	14	6,376	15

Total noninterest expense	50,456	59	49,020	55	22,598	54

Revenue	$85,210		$88,686		$41,877

(1)	See Table 7 – Noninterest Income in this Report for additional detail.

(2)	See Table 8 – Noninterest Expense in this Report for additional detail.

Earnings Performance (continued)

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
     Net interest income on a taxable-equivalent basis was $45.4 billion in 2010, compared with $47.0 billion in 2009, and $25.4 billion in 2008. The net interest margin was 4.26% in 2010, down 2 basis points from 4.28% in 2009 and 2009 was down 55 basis points from 4.83% in 2008. During 2010, net interest income was affected by prepayments of higher yielding mortgage-backed securities, relatively soft commercial loan demand, and planned runoff of liquidating loan portfolios. The impact of these factors was mitigated by disciplined deposit pricing and reduced market funding costs. For 2009, changes in net interest income from 2008 were primarily due to the impact of acquiring Wachovia. Although the addition of Wachovia increased earning assets and net interest income, it decreased the net interest margin because Wachovia’s net interest margin was lower than that of legacy Wells Fargo.
     Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year changes that influenced net interest income.
     The mix of earning assets and their yields are important drivers of net interest income. During 2010, there were slight shifts in our earning asset mix from loans and investments to more liquid assets. Although total loans increased during fourth quarter 2010, the soft loan demand earlier in 2010 and in 2009, as well as the impact of liquidating certain loan portfolios, reduced average loans in 2010 to 72% of average earning assets from 75% for 2009 and from 76% in 2008. Also, average mortgage-backed securities (MBS) dropped to 10% in 2010 from 12% in 2009 and 13% in 2008. Average short-term investments and trading account assets increased to 9% in 2010 from 4% in 2009 and 2% in 2008.
     Average interest-bearing deposits increased to 59% of average earning assets for 2010, from 58% for 2009 and 51% for 2008. Average short-term borrowings decreased to 4% of average earning assets from 5% for 2009 and 13% for 2008. Average interest-bearing deposits increased as a percentage of funding for earning assets in 2010, yet the cost of deposits declined significantly as the mix shifted from higher cost certificates of deposit to checking and savings products, which were at lower yields in 2010 due to the prolonged low interest rate environment. Core deposits are a low-cost source of funding and thus an important contributor to growth in net interest income and the net interest margin. Core deposits include noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). Average core deposits rose to $772.0 billion in 2010 from $762.5 billion in 2009 and funded 100% and 93% of average loans, respectively. In 2008, core deposits of legacy Wells Fargo funded 82% of average loans. About 90% of our core deposits are now in checking and savings deposits, one of the highest percentages in the industry.
     Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2010, are analyzed in Table 6.

Table 4:  Average Earning Assets and Funding Sources as a Percentage of Average Earning Assets

	Year ended December 31			,
	2010		2009
		% of		% of
	Average	earning	Average	earning
(in millions)	balance	assets	balance	assets

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$62,961	6%	$26,869	2%
Trading assets	29,920	3	21,092	2
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	1,926	—	2,480	—
Securities of U.S. states and political subdivisions	16,392	2	12,702	1
Mortgage-backed securities:
Federal agencies	75,875	7	87,197	8
Residential and commercial	33,191	3	41,618	4

Total mortgage-backed securities	109,066	10	128,815	12
Other debt securities (1)	34,752	3	32,011	3

Total debt securities available for sale (1)	162,136	15	176,008	16
Mortgages held for sale (2)	36,716	3	37,416	3
Loans held for sale (2)	3,773	—	6,293	1
Loans:
Commercial:
Commercial and industrial	149,576	14	180,924	16
Real estate mortgage	98,497	9	96,273	9
Real estate construction	31,286	3	40,885	4
Lease financing	13,451	1	14,751	1
Foreign	29,726	3	30,661	3

Total commercial	322,536	30	363,494	33

Consumer:
Real estate 1-4 family first mortgage	235,568	22	238,359	22
Real estate 1-4 family junior lien mortgage	101,537	10	106,957	10
Credit card	22,375	2	23,357	2
Other revolving credit and installment	88,585	8	90,666	8

Total consumer	448,065	42	459,339	42

Total loans (2)	770,601	72	822,833	75
Other	5,849	1	6,113	1

Total earning assets	$1,071,956	100%	$1,096,624	100%

Funding sources
Deposits:
Interest-bearing checking	$60,941	6%	$70,179	6%
Market rate and other savings	416,877	39	351,892	32
Savings certificates	87,133	8	140,197	13
Other time deposits	14,654	1	20,459	2
Deposits in foreign offices	55,097	5	53,166	5

Total interest-bearing deposits	634,702	59	635,893	58
Short-term borrowings	46,824	4	51,972	5
Long-term debt	185,426	18	231,801	21
Other liabilities	6,863	1	4,904	—

Total interest-bearing liabilities	873,815	82	924,570	84
Portion of noninterest-bearing funding sources	198,141	18	172,054	16

Total funding sources	$1,071,956	100%	$1,096,624	100%

Noninterest-earning assets
Cash and due from banks	$17,618		19,218
Goodwill	24,824		23,997
Other	112,540		122,515

Total noninterest-earning assets	$154,982		165,730

Noninterest-bearing funding sources
Deposits	$183,008		171,712
Other liabilities	47,877		48,193
Total equity	122,238		117,879
Noninterest-bearing funding sources used to fund earning assets	(198,141)		(172,054)

Net noninterest-bearing funding sources	$154,982		165,730

Total assets	$1,226,938		1,262,354

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Earnings Performance (continued)
Table 5:  Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)(3)

	2010			2009
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$62,961	0.36%	$230	26,869	0.56%	$150
Trading assets	29,920	3.75	1,121	21,092	4.48	944
Debt securities available for sale (4):
Securities of U.S. Treasury and federal agencies	1,926	3.24	61	2,480	2.83	69
Securities of U.S. states and political subdivisions	16,392	6.09	980	12,702	6.42	840
Mortgage-backed securities:
Federal agencies	75,875	5.14	3,697	87,197	5.45	4,591
Residential and commercial	33,191	10.67	3,396	41,618	9.09	4,150

Total mortgage-backed securities	109,066	6.84	7,093	128,815	6.73	8,741
Other debt securities (5)	34,752	6.45	2,102	32,011	7.16	2,291

Total debt securities available for sale (5)	162,136	6.63	10,236	176,008	6.73	11,941
Mortgages held for sale (6)	36,716	4.73	1,736	37,416	5.16	1,930
Loans held for sale (6)	3,773	2.67	101	6,293	2.90	183
Loans:
Commercial:
Commercial and industrial	149,576	4.80	7,186	180,924	4.22	7,643
Real estate mortgage	98,497	3.89	3,836	96,273	3.50	3,365
Real estate construction	31,286	3.36	1,051	40,885	2.91	1,190
Lease financing	13,451	9.21	1,239	14,751	9.32	1,375
Foreign	29,726	3.49	1,037	30,661	3.95	1,212

Total commercial	322,536	4.45	14,349	363,494	4.07	14,785

Consumer:
Real estate 1-4 family first mortgage	235,568	5.18	12,206	238,359	5.45	12,992
Real estate 1-4 family junior lien mortgage	101,537	4.45	4,519	106,957	4.76	5,089
Credit card	22,375	13.35	2,987	23,357	12.16	2,841
Other revolving credit and installment	88,585	6.49	5,747	90,666	6.56	5,952

Total consumer	448,065	5.68	25,459	459,339	5.85	26,874

Total loans (6)	770,601	5.17	39,808	822,833	5.06	41,659
Other	5,849	3.56	207	6,113	3.05	186

Total earning assets	$1,071,956	5.02%	$53,439	1,096,624	5.19%	$56,993

Funding sources
Deposits:
Interest-bearing checking	$60,941	0.12%	$72	70,179	0.14%	$100
Market rate and other savings	416,877	0.26	1,088	351,892	0.39	1,375
Savings certificates	87,133	1.43	1,247	140,197	1.24	1,738
Other time deposits	14,654	2.07	302	20,459	2.03	415
Deposits in foreign offices	55,097	0.22	123	53,166	0.27	146

Total interest-bearing deposits	634,702	0.45	2,832	635,893	0.59	3,774
Short-term borrowings	46,824	0.22	106	51,972	0.44	231
Long-term debt	185,426	2.64	4,888	231,801	2.50	5,786
Other liabilities	6,863	3.31	227	4,904	3.50	172

Total interest-bearing liabilities	873,815	0.92	8,053	924,570	1.08	9,963
Portion of noninterest-bearing funding sources	198,141	—	—	172,054	—	—

Total funding sources	$1,071,956	0.76	8,053	1,096,624	0.91	9,963

Net interest margin and net interest income on a taxable-equivalent basis (7)		4.26%	$45,386		4.28%	$47,030

Noninterest-earning assets
Cash and due from banks	$17,618			19,218
Goodwill	24,824			23,997
Other (8)	112,540			122,515

Total noninterest-earning assets	$154,982			165,730

Noninterest-bearing funding sources
Deposits	$183,008			171,712
Other liabilities	47,877			48,193
Total equity	122,238			117,879
Noninterest-bearing funding sources used to fund earning assets	(198,141)			(172,054)

Net noninterest-bearing funding sources	$154,982			165,730

Total assets	$1,226,938			1,262,354

(1)	Because the Wachovia acquisition was completed at the end of 2008, Wachovia’s assets and liabilities are included in average balances, and Wachovia’s results are reflected in interest income/expense beginning in 2009.

(2)	Our average prime rate was 3.25%, 3.25%, 5.09%, 8.05%, and 7.96% for 2010, 2009, 2008, 2007, and 2006, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.34%, 0.69%, 2.93%, 5.30%, and 5.20% for the same years, respectively.

(3)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(4)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts include the effects of any unrealized gain or loss marks but those marks carried in other comprehensive income are not included in yield determination of affected earning assets. Thus yields are based on amortized cost balances computed on a settlement date basis.

Table 5:  Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)(3)

2008			2007			2006
		Interest			Interest			Interest
Average	Yields/	income/	Average	Yields/	income/	Average	Yields/	income/
balance	rates	expense	balance	rates	expense	balance	rates	expense

$5,293	1.71%	$90	4,468	4.99%	$223	5,515	4.80%	$265
4,971	3.80	189	4,291	4.37	188	4,958	4.95	245

1,083	3.84	41	848	4.26	36	875	4.36	39
6,918	6.83	501	4,740	7.37	342	3,192	7.98	245

44,777	5.97	2,623	38,592	6.10	2,328	36,691	6.04	2,206
20,749	6.04	1,412	6,548	6.12	399	6,640	6.57	430

65,526	5.99	4,035	45,140	6.10	2,727	43,331	6.12	2,636
12,818	7.17	1,000	6,295	7.52	477	6,204	7.10	439

86,345	6.22	5,577	57,023	6.34	3,582	53,602	6.31	3,359
25,656	6.13	1,573	33,066	6.50	2,150	42,855	6.41	2,746
837	5.69	48	896	7.76	70	630	7.40	47

98,620	6.12	6,034	77,965	8.17	6,367	65,720	8.13	5,340
41,659	5.80	2,416	32,722	7.38	2,414	29,344	7.32	2,148
19,453	5.08	988	16,934	7.80	1,321	14,810	7.94	1,175
7,141	5.62	401	5,921	5.84	346	5,437	5.72	311
7,127	10.50	748	7,321	11.68	855	6,343	12.39	786

174,000	6.08	10,587	140,863	8.02	11,303	121,654	8.02	9,760

75,116	6.67	5,008	61,527	7.25	4,463	57,509	7.27	4,182
75,375	6.55	4,934	72,075	8.12	5,851	64,255	7.98	5,126
19,601	12.13	2,378	15,874	13.58	2,155	12,571	13.29	1,670
54,368	8.72	4,744	54,436	9.71	5,285	50,922	9.60	4,889

224,460	7.60	17,064	203,912	8.71	17,754	185,257	8.57	15,867

398,460	6.94	27,651	344,775	8.43	29,057	306,911	8.35	25,627
1,920	4.73	91	1,402	5.07	71	1,357	4.97	68

$523,482	6.69%	$35,219	445,921	7.93%	$35,341	415,828	7.79%	$32,357

$5,650	1.12%	$64	5,057	3.16%	$160	4,302	2.86%	$123
166,691	1.32	2,195	147,939	2.78	4,105	134,248	2.40	3,225
39,481	3.08	1,215	40,484	4.38	1,773	32,355	3.91	1,266
6,656	2.83	187	8,937	4.87	435	32,168	4.99	1,607
47,578	1.81	860	36,761	4.57	1,679	20,724	4.60	953

266,056	1.70	4,521	239,178	3.41	8,152	223,797	3.21	7,174
65,826	2.25	1,478	25,854	4.81	1,245	21,471	4.62	992
102,283	3.70	3,789	93,193	5.18	4,824	84,035	4.91	4,124
—	—	—	—	—	—	—	—	—

434,165	2.25	9,788	358,225	3.97	14,221	329,303	3.73	12,290
89,317	—	—	87,696	—	—	86,525	—	—

$523,482	1.86	9,788	445,921	3.19	14,221	415,828	2.96	12,290

	4.83%	$25,431		4.74%	$21,120		4.83%	$20,067

$11,175			11,806			12,466
13,353			11,957			11,114
56,386			51,068			46,615

$80,914			74,831			70,195

$87,820			88,907			89,117
28,658			26,287			24,221
53,753			47,333			43,382
(89,317)			(87,696)			(86,525)

$80,914			74,831			70,195

$604,396			520,752			486,023

(5)	Includes certain preferred securities.

(6)	Nonaccrual loans and related income are included in their respective loan categories.

(7)	Includes taxable-equivalent adjustments of $629 million, $706 million, $288 million, $146 million and $116 million for 2010, 2009, 2008, 2007 and 2006, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

(8)	See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for detail of balances of other noninterest-earning assets at December 31, 2010 and 2009.

Earnings Performance (continued)

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

Table 6:  Analysis of Changes in Net Interest Income

	Year ended December 31					,

	2010 over 2009			2009 over 2008

(in millions)	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$148	(68)	80	156	(96)	60
Trading assets	349	(172)	177	715	40	755
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	(17)	9	(8)	41	(13)	28
Securities of U.S. states and political subdivisions	190	(50)	140	369	(30)	339
Mortgage-backed securities:
Federal agencies	(622)	(272)	(894)	2,229	(261)	1,968
Residential and commercial	(1,113)	359	(754)	1,823	915	2,738

Total mortgage-backed securities	(1,735)	87	(1,648)	4,052	654	4,706
Other debt securities	123	(312)	(189)	1,292	(1)	1,291

Total debt securities available for sale	(1,439)	(266)	(1,705)	5,754	610	6,364
Mortgages held for sale	(35)	(159)	(194)	635	(278)	357
Loans held for sale	(69)	(13)	(82)	169	(34)	135
Loans:
Commercial:
Commercial and industrial	(1,425)	968	(457)	3,904	(2,295)	1,609
Real estate mortgage	81	390	471	3,278	(2,329)	949
Real estate construction	(306)	167	(139)	1,140	(938)	202
Lease financing	(120)	(16)	(136)	602	372	974
Foreign	(36)	(139)	(175)	1,176	(712)	464

Total commercial	(1,806)	1,370	(436)	10,100	(5,902)	4,198

Consumer:
Real estate 1-4 family first mortgage	(150)	(636)	(786)	9,055	(1,071)	7,984
Real estate 1-4 family junior lien mortgage	(249)	(321)	(570)	1,727	(1,572)	155
Credit card	(123)	269	146	457	6	463
Other revolving credit and installment	(140)	(65)	(205)	2,594	(1,386)	1,208

Total consumer	(662)	(753)	(1,415)	13,833	(4,023)	9,810

Total loans	(2,468)	617	(1,851)	23,933	(9,925)	14,008

Other	(8)	29	21	137	(42)	95

Total increase (decrease) in interest income	(3,522)	(32)	(3,554)	31,499	(9,725)	21,774

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	(13)	(15)	(28)	136	(100)	36
Market rate and other savings	224	(511)	(287)	1,396	(2,216)	(820)
Savings certificates	(729)	238	(491)	1,601	(1,078)	523
Other time deposits	(121)	8	(113)	294	(66)	228
Deposits in foreign offices	5	(28)	(23)	91	(805)	(714)

Total interest-bearing deposits	(634)	(308)	(942)	3,518	(4,265)	(747)
Short-term borrowings	(21)	(104)	(125)	(259)	(988)	(1,247)
Long-term debt	(1,209)	311	(898)	3,544	(1,547)	1,997
Other liabilities	65	(10)	55	172	—	172

Total increase (decrease) in interest expense	(1,799)	(111)	(1,910)	6,975	(6,800)	175

Increase (decrease) in net interest income on a taxable-equivalent basis	$(1,723)	79	(1,644)	24,524	(2,925)	21,599

Noninterest Income
Table 7:  Noninterest Income

	Year ended December 31			,

(in millions)	2010	2009	2008

Service charges on deposit accounts	$4,916	5,741	3,190
Trust and investment fees:
Trust, investment and IRA fees	4,038	3,588	2,161
Commissions and all other fees	6,896	6,147	763

Total trust and investment fees	10,934	9,735	2,924

Card fees	3,652	3,683	2,336
Other fees:
Cash network fees	260	231	188
Charges and fees on loans	1,690	1,801	1,037
All other fees	2,040	1,772	872

Total other fees	3,990	3,804	2,097

Mortgage banking:
Servicing income, net	3,340	5,791	1,233
Net gains on mortgage loan origination/sales activities	6,397	6,237	1,292

Total mortgage banking	9,737	12,028	2,525

Insurance	2,126	2,126	1,830
Net gains from trading activities	1,648	2,674	275
Net gains (losses) on debt securities available for sale	(324)	(127)	1,037
Net gains (losses) from equity investments	779	185	(757)
Operating leases	815	685	427
All other	2,180	1,828	850

Total	$40,453	42,362	16,734

Noninterest income of $40.5 billion represented 47% of revenue for 2010 compared with $42.4 billion or, 48%, for 2009. The decrease from 2009 was primarily the net result of an increase in trust and investment fees to 13% of 2010 revenues from 11% for 2009, offset by the decrease in mortgage banking to 11% of 2010 revenues from 14% for 2009.
     Our service charges on deposit accounts decreased in 2010 by $825 million from 2009, although the deposit account portfolio increased for the year. This decrease was related to regulatory changes to debit card and ATM overdraft practices announced by the Federal Reserve Board (FRB) in fourth quarter 2009. In third quarter 2009, we also announced policy changes to help customers limit overdraft and returned item fees. The combination of these changes reduced our 2010 fee revenue by approximately $810 million.
     We earn trust, investment and IRA (Individual Retirement Account) fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2010, these assets totaled $2.1 trillion, up 11% from $1.9 trillion at December 31, 2009. Trust, investment and IRA fees are largely based on a tiered scale relative to the market value of the assets under management or administration. The fees increased to $4.0 billion in 2010 from $3.6 billion a year ago.
     We receive commissions and other fees for providing services to full-service and discount brokerage customers. These fees increased to $6.9 billion in 2010 from $6.1 billion a year ago. These fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, and asset-based fees, which are based on the market value of the customer’s assets. Brokerage client assets totaled $1.2 trillion at December 31, 2010, up 6% from a year ago. Commissions and other fees also include fees from investment banking activities including equity and bond underwriting.
     Card fees were $3.7 billion in 2010, essentially flat from 2009. Legislative and regulatory changes enacted in 2010 caused a reduction in card fee income, which was offset by growth in purchase volume driven by improvements in the economy. The effect of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the Card Act) on card fees is fully reflected in our 2010 results.
     Mortgage banking noninterest income is generated by servicing activities and loan origination/sales activities. This income was $9.7 billion in 2010, compared with $12.0 billion for 2009. The reduction in mortgage banking noninterest income was primarily driven by a $2.5 billion decline in net servicing income, partially offset by a $160 million increase in net gains on mortgage origination/sales.
     Net servicing income includes both changes in the fair value of mortgage servicing rights (MSRs) during the period as well as changes in the value of derivatives (economic hedges) used to hedge the MSRs. Net servicing income for 2010 included a $1.5 billion net MSR valuation gain that was recorded to earnings ($3.0 billion decrease in the fair value of the MSRs offset by a $4.5 billion hedge gain) and for 2009 included a $5.3 billion net MSR valuation gain ($1.5 billion decrease in the fair value of MSRs offset by a $6.8 billion hedge gain). The $3.8 billion decline in the net MSR valuation gain results for 2010 compared with 2009 was primarily due to a decline in hedge carry income. See the “Risk Management — Mortgage Banking Interest Rate and Market Risk” section of this Report for a detailed discussion of our MSRs risks and hedging approach. Our portfolio of loans serviced for others was $1.84 trillion at December 31, 2010, and $1.88 trillion at December 31, 2009. At December 31, 2010, the ratio of MSRs to related loans serviced for others was 0.86%, compared with 0.91% at December 31, 2009.
     Income from loan origination/sale activities was $6.4 billion in 2010 compared with $6.2 billion for 2009. The slight increase in 2010 was driven by higher margins on loan originations, offset by lower loan origination volume and higher provision for loan repurchase losses. Residential real estate originations were $386 billion in 2010 compared with $420 billion a year ago and mortgage applications were $620 billion in 2010 compared with $651 billion in 2009. The 1-4 family first mortgage unclosed pipeline was $73 billion at December 31, 2010, and $57 billion at December 31, 2009. For additional detail, see the “Risk Management — Mortgage Banking Interest Rate and Market Risk” section and Note 1 (Summary of Significant Accounting Policies), Note 9 (Mortgage Banking Activities) and Note 16 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Earnings Performance (continued)

     Net gains on mortgage loan origination/sales activities include the cost of any additions to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties and early payment default clauses in mortgage sale contracts. Additions to the mortgage repurchase liability that were charged against net gains on mortgage loan origination/sales activities during 2010 totaled $1.6 billion ($927 million for 2009), of which $144 million ($302 million for 2009) was related to our estimate of loss content associated with loan sales during the year and $1.5 billion ($625 million for 2009) was for subsequent increases in estimated losses on prior year’s loan sales because of the current economic environment. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.
     Income from trading activities was $1.6 billion in 2010, down from $2.7 billion a year ago. This decrease reflects a return to a more normal trading environment from a year ago as well as a continued reduction in risk levels while we continue to prioritize support for our customer-related activities.
     Net gains on debt and equity securities totaled $455 million for 2010 and $58 million for 2009, after other-than-temporary impairment (OTTI) write-downs of $940 million for 2010 and $1.7 billion for 2009.
     Noninterest income of $42.4 billion in 2009 represented 48% of revenue, up from $16.7 billion (40%) in 2008. The increase in noninterest income as a percentage of revenue was due to a higher percentage of trust and investment fees (11% in 2009, up from 7% in 2008) with the addition of Wells Fargo Advisors (formerly Wachovia Securities) retail brokerage business, Wachovia wealth management and retirement, and reinsurance businesses, and also due to strong mortgage banking results, primarily from legacy Wells Fargo (14% in 2009, up from 6% in 2008).
Noninterest Expense
Table 8:  Noninterest Expense

	Year ended December 31			,
(in millions)	2010	2009	2008

Salaries	$13,869	13,757	8,260
Commission and incentive compensation	8,692	8,021	2,676
Employee benefits	4,651	4,689	2,004
Equipment	2,636	2,506	1,357
Net occupancy	3,030	3,127	1,619
Core deposit and other intangibles	2,199	2,577	186
FDIC and other deposit assessments	1,197	1,849	120
Outside professional services	2,370	1,982	847
Contract services	1,642	1,088	407
Foreclosed assets	1,537	1,071	414
Operating losses	1,258	875	142
Outside data processing	1,046	1,027	480
Postage, stationery and supplies	944	933	556
Travel and entertainment	783	575	447
Advertising and promotion	630	572	378
Telecommunications	596	610	321
Insurance	464	845	725
Operating leases	109	227	389
All other	2,803	2,689	1,270

Total	$50,456	49,020	22,598

Noninterest expense increased $1.4 billion (3%) in 2010 over 2009, primarily due to merger integration costs, Wells Fargo Financial restructuring costs and a charitable donation to the Wells Fargo Foundation. The increase in 2009 over 2008 was predominantly due to the acquisition of Wachovia, increased staffing and other costs related to problem loan modifications and workouts, special deposit assessments and operating losses.
     Merger integration costs totaled $1.9 billion in 2010 and $1.1 billion in 2009, and primarily contributed to the increases in outside professional and contract services for both years. The acquisition of Wachovia resulted in an expanded geographic platform in our banking businesses and added capabilities in businesses such as retail brokerage, asset management and investment banking. As part of our integration investment to enhance both the short- and long-term benefits to our customers, we added platform team members in the Eastern market to align Wachovia’s banking stores with Wells Fargo’s sales and service model. We completed the second year of our merger integration, converting 749 Wachovia stores in Alabama, Arizona, California, Georgia, Illinois, Kansas, Mississippi, Nevada, Tennessee and Texas. We migrated major processing systems for credit card, mortgage, trust, and mutual funds. We expect to substantially complete our integration of Wachovia by the end of 2011.
     In July 2010, we announced the restructuring of our Wells Fargo Financial consumer finance division, including the closing of 638 Wells Fargo Financial stores, realigning this business into other Wells Fargo business units and transitioning employees into other parts of our organization. The restructuring costs totaled $161 million, predominantly for severance and store closures.

     Commission and incentive compensation expense increased proportionately more than salaries in both 2010 and 2009, due to higher revenues generated by businesses with revenue-based compensation, including the retail securities, brokerage and mortgage businesses.
     Federal Deposit Insurance Corporation (FDIC) and other deposit assessments decreased in 2010 from 2009, predominantly due to a midyear 2009 FDIC special assessment of $565 million.
     Problem loans and foreclosures increased workout-related salaries and foreclosure costs in both 2010 and 2009. Workout-related costs were influenced in both years by the higher volume of mortgage loan modifications driven by both federal and our own proprietary loan modification programs designed to help customers stay in their homes. Foreclosure costs have been affected by the high volume of foreclosed properties and the length of time the properties remained in inventory. During 2010, we began to see a decline in nonperforming loans and other indications of improvement in credit quality.
     Operating losses increased in 2010 predominantly due to additional litigation accruals.
     We continued to support our communities by making a $400 million charitable contribution to the Wells Fargo Foundation in 2010, covering three years of estimated future funding.
Income Tax Expense
The 2010 annual effective tax rate was 33.9% compared with 30.3% in 2009 and 18.5% in 2008. The increase in 2010 was primarily due to the new health care legislation and fewer favorable settlements with tax authorities. The increase in 2009 was primarily due to higher pre-tax earnings and increased tax expense (with a comparable increase in interest income) associated with purchase accounting for leveraged leases, partially offset by higher levels of tax exempt income, tax credits and the impact of changes in our liability for uncertain tax positions. We recognized a net tax benefit of approximately $150 million and $200 million during the fourth quarter and year-ended December 31, 2009, respectively, primarily related to changes in our uncertain tax positions, due to federal and state income tax settlements.
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

Earnings Performance (continued)

Operating Segment Results
We define our operating segments by product and customer. In first quarter 2010, we conformed certain funding and allocation methodologies of Wachovia to those of Wells Fargo; in addition integration expense related to mergers other than the Wachovia merger is now included in the segment results. In fourth quarter 2010, we aligned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. Prior periods have been revised to reflect these changes. Table 9 and the following discussion present our results by operating segment. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 23 (Operating Segments) to Financial Statements in this Report.

Table 9:  Operating Segment Results – Highlights

	Year ended December 31						,
					Wealth, Brokerage
	Community Banking		Wholesale Banking		and Retirement
(in billions)	2010	2009	2010	2009	2010	2009

Revenue	$54.7	60.5	22.2	20.6	11.7	10.8
Net income	7.1	8.9	5.8	3.9	1.0	0.5

Average loans	530.1	552.7	230.5	260.2	43.0	45.7
Average core deposits	536.4	552.8	170.0	147.3	121.2	114.2

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Mortgage business units.
     Community Banking reported net income of $7.1 billion and revenue of $54.7 billion in 2010. Revenue declined from 2009 driven primarily by a decrease in mortgage banking income compared with a record year in 2009 (originations of $420 billion in 2009 compared with $384 billion in 2010), as well as lower deposit service charges due to changes to Regulation E and the planned reduction in certain liquidating loan portfolios. Core deposits declined due to planned certificates of deposit (CD) run-off; however, we continued to grow low cost deposits. We saw strong growth in the number of consumer and business checking accounts (up 7.5% and 4.8%, respectively, from December 31, 2009). Noninterest expense was flat from 2009, with Wells Fargo Financial restructuring costs and higher charitable contributions offset by continued expense management and realization of merger synergies. To benefit our customers we continued to add platform team members in regional banking’s Eastern markets as we aligned Wachovia banking stores with the Wells Fargo sales and service model. The provision for credit losses decreased $4.1 billion from 2009 and credit quality indicators in most of our consumer and commercial loan portfolios were either stable or continued to improve. Net credit losses declined in almost all portfolios and we released $1.4 billion in reserves in 2010 compared with a $2.2 billion reserve build in 2009.
Wholesale Banking provides financial solutions across the U.S. and globally to middle market and large corporate customers with annual revenue generally in excess of $20 million. Products and businesses include commercial banking, investment banking and capital markets, securities investment, government and institutional banking, corporate banking, commercial real estate, treasury management, capital finance, international, insurance, real estate capital markets, commercial mortgage servicing, corporate trust, equipment finance, asset backed finance, and asset management.
     On the strength of increasing credit demands from middle market and international businesses, solid investment banking and capital markets performance, and a modest rebound in commercial mortgages, Wholesale Banking generated earnings of $5.8 billion, up 49% from 2009, with revenue of $22.2 billion, up 8% from 2009. Growth in core deposits, up 15% from 2009, and the related increase in fees and commissions, helped offset the impact on loan revenues of lower loan balances in 2010. Total noninterest expense increased 5% as continued focus on expense management helped keep the rate of expense growth below the rate of revenue growth, resulting in an overall operating efficiency ratio of 51% versus 52% in 2009. Loan loss rates also improved from 2009 levels, which allowed for a $561 million release of the allowance for loan losses in 2010.
     Our financial results in 2010 were driven by the performance of our many diverse businesses, including the real estate capital markets group, which re-entered the commercial MBS securitization market with its first deal in three years; investment banking, which helped drive more than $172 million of growth in trust and investment fees; commercial mortgage servicing, which capitalized on its strong competitive position to win the servicing rights on more than 70% of new commercial MBS deals; and commercial real estate, where re-pricing efforts lifted loan portfolio yields 49 basis points to add $180 million in revenue growth.
     Wholesale Banking’s performance was also supported by additional efficiencies created by the merger with Wachovia. Key achievements included funds management group consolidations, leasing and equipment finance system migrations, Commercial Electronic Office® (CEO®) access for Wachovia Global Connect customers, and building of treasury product solutions to prepare for full customer migrations in 2011.

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions including financial planning, private banking, credit, investment management and trust. Family Wealth meets the unique needs of the ultra high net worth customers. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.
     Wealth, Brokerage and Retirement earned net income of $1.0 billion in 2010. Revenue of $11.7 billion included a mix of brokerage commissions, asset-based fees and net interest income. Net interest income growth was dampened by the continued low short-term interest rate environment. Equity market gains helped drive growth in fee income. During 2010 client assets grew 6% from a year ago, including managed account asset growth of 20%. Deposit balances grew 10% during 2010. Expenses increased slightly from the prior year due to growth in broker commissions partially offset by the realization of merger synergies during the year and the loss reserve for the auction rate securities (ARS) legal settlement in 2009. The wealth, brokerage and retirement businesses have strengthened partnerships across the Company, working with Community Banking and Wholesale Banking to provide financial solutions for clients.

Balance Sheet Analysis

During 2010, our total assets grew 1%, funded by core deposit growth of 2% and internal capital generation, partially offset by a reduction in our long-term borrowings. As a result of continued soft loan demand, our loans decreased 3% and most of our asset growth was therefore in more liquid earning assets. However, the strength of our business model continued to produce high rates of internal capital generation as reflected in our improved capital ratios. Tier 1 capital increased to 11.16% as a percentage of total risk-weighted assets, total capital to 15.01%, Tier 1 leverage to 9.19% and Tier 1 common equity to 8.30% at

December 31, 2010, up from 9.25%, 13.26%, 7.87% and 6.46%, respectively, at December 31, 2009. At December 31, 2010, core deposits funded 105% of the loan portfolio, and we have significant capacity to add loans and higher yielding long-term MBS to generate future revenue and earnings growth.
     The following discussion provides additional information about the major components of our balance sheet. Information about changes in our asset mix and about our capital is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections of this Report.

Securities Available for Sale
Table 10:  Securities Available for Sale – Summary

	December 31						,
	2010			2009
		Net			Net
		unrealized	Fair		unrealized	Fair
(in millions)	Cost	gain	value	Cost	gain	value

Debt securities available for sale	$160,071	7,394	167,465	162,314	4,804	167,118
Marketable equity securities	4,258	931	5,189	4,749	843	5,592

Total securities available for sale	$164,329	8,325	172,654	167,063	5,647	172,710

     Table 10 presents a summary of our securities available-for-sale portfolio. Securities available for sale consist of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and long-term yield enhancement. Accordingly, this portfolio consists primarily of very liquid, high-quality federal agency debt and privately issued MBS. The total net unrealized gains on securities available for sale were $8.3 billion at December 31, 2010, up from net unrealized gains of $5.6 billion at December 31, 2009, due to a general decline in long-term yields and narrowing of credit spreads.
     We analyze securities for OTTI quarterly, or more often if a potential loss-triggering event occurs. Of the $692 million OTTI write-downs in 2010, $672 million related to debt securities and

$20 million to equity securities. For a discussion of our OTTI accounting policies and underlying considerations and analysis see Note 1 (Summary of Significant Accounting Policies – Securities) and Note 5 (Securities Available for Sale) to Financial Statements in this Report.
     At December 31, 2010, debt securities available for sale included $19 billion of municipal bonds, of which 84% were rated “A-” or better, based on external, and in some cases internal, ratings. Additionally, some of these bonds are guaranteed against loss by bond insurers. These bonds are predominantly investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. These municipal bonds will continue to be monitored as part of

Balance Sheet Analysis (continued)

our on-going impairment analysis of our securities available for sale.
     The weighted-average expected maturity of debt securities available for sale was 6.1 years at December 31, 2010. Because 69% of this portfolio is MBS, the expected remaining maturity may differ from contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available for sale are shown in Table 11.

Table 11:  Mortgage-Backed Securities

			Expected
		Net	remaining
	Fair	unrealized	maturity
(in billions)	value	gain (loss)	(in years)

At December 31, 2010	$115.8	5.9	4.5
At December 31, 2010, assuming a 200 basis point:
Increase in interest rates	105.8	(4.1)	5.7
Decrease in interest rates	124.3	14.4	3.3

     See Note 5 (Securities Available for Sale) to Financial Statements in this Report for securities available for sale by security type.

Loan Portfolio
Table 12:  Loan Portfolios

	December 31					,
(in millions)	2010	2009	2008	2007	2006

Commercial	$322,058	336,465	389,964	160,282	128,731
Consumer	435,209	446,305	474,866	221,913	190,385

Total loans	$757,267	782,770	864,830	382,195	319,116

Balances decreased during 2010 for nearly all types of loans as demand remained soft in response to economic conditions. Non-strategic and liquidating loan portfolios decreased by $26.3 billion from 2009. Table 12 provides a breakdown by loan portfolio.
     A discussion of average loan balances and a comparative detail of average loan balances is included in Table 5 under “Earnings Performance – Net Interest Income” earlier in this Report. Year-end balances and other loan related information are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

     Effective June 30, 2010, real estate construction outstanding balances and all other related data include certain commercial real estate (CRE) secured loans acquired from Wachovia previously classified as real estate mortgage. Balances for 2009 and 2008 have been revised to conform with the current presentation.
     Table 13 shows contractual loan maturities for selected loan categories and sensitivities of those loans to changes in interest rates.

Table 13:  Maturities for Selected Loan Categories

	December 31								,
	2010				2009
		After				After
	Within	one year	After		Within	one year	After
	one	through	five		one	through	five
(in millions)	year	five years	years	Total	year	five years	years	Total

Selected loan maturities:
Commercial and industrial	$39,576	90,497	21,211	151,284	44,919	91,951	21,482	158,352
Real estate mortgage	27,544	44,627	27,264	99,435	25,339	42,179	30,009	97,527
Real estate construction	15,009	9,189	1,135	25,333	23,362	12,188	1,428	36,978
Foreign	25,087	5,508	2,317	32,912	21,266	5,715	2,417	29,398

Total selected loans	$107,216	149,821	51,927	308,964	114,886	152,033	55,336	322,255

Distribution of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$29,886	14,543			26,373	18,921
Loans at floating/variable interest rates		119,935	37,384			125,660	36,415

Total selected loans		$149,821	51,927			152,033	55,336

Deposits
Deposits totaled $847.9 billion at December 31, 2010, compared with $824.0 billion at December 31, 2009. Table 14 provides additional detail regarding deposits. Comparative detail of average deposit balances is provided in Table 5 under “Earnings Performance – Net Interest Income” earlier in this
Report. Total core deposits were $798.2 billion at December 31, 2010, up $17.5 billion from $780.7 billion at December 31, 2009. We continued to gain new deposit customers and deepen our relationships with existing customers.

Table 14:  Deposits

	December 31			,
		% of		% of
		total		total	%
(in millions)	2010	deposits	2009	deposits	Change

Noninterest-bearing	$191,231	23%	$181,356	22%	5
Interest-bearing checking	63,440	7	63,225	8	—
Market rate and other savings	431,883	51	402,448	49	7
Savings certificates	77,292	9	100,857	12	(23)
Foreign deposits (1)	34,346	4	32,851	4	5

Core deposits	798,192	94	780,737	95	2
Other time and savings deposits	19,412	2	16,142	2	20
Other foreign deposits	30,338	4	27,139	3	12

Total deposits	$847,942	100%	$824,018	100%	3

(1)	Reflects Eurodollar sweep balances included in core deposits.

Balance Sheet Analysis (continued)
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
Off-Balance Sheet Transactions with Unconsolidated Entities
We routinely enter into various types of on- and off-balance sheet transactions with special purpose entities (SPEs), which are corporations, trusts or partnerships that are established for a limited purpose. Historically, the majority of SPEs were formed in connection with securitization transactions. For more information on securitizations, including sales proceeds and cash flows from securitizations, see Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report.
Newly Consolidated VIE Assets and Liabilities
Effective January 1, 2010, we adopted new consolidation accounting guidance and, accordingly, consolidated certain variable interest entities (VIEs) that were not included in our consolidated financial statements at December 31, 2009. On January 1, 2010, we recorded the assets and liabilities of the newly consolidated VIEs and derecognized our existing interests in those VIEs. We also recorded a $183 million increase to beginning retained earnings as a cumulative effect adjustment and recorded a $173 million increase to other comprehensive income (OCI).
     Table 15 presents the net incremental assets recorded on our balance sheet by structure type upon adoption of new consolidation accounting guidance.
Table 15:  Net Incremental Assets Upon Adoption of New Consolidation Accounting Guidance

Incremental
assets as of
(in millions)	Jan. 1, 2010

Structure type:
Residential mortgage loans - nonconforming (1)	$11,479
Commercial paper conduit	5,088
Other	2,002

Total	$18,569

(1)	Represents certain of our residential mortgage loans that are not guaranteed by government-sponsored entities (GSEs) (“nonconforming”).
     In accordance with the transition provisions of the new consolidation accounting guidance, we initially recorded newly consolidated VIE assets and liabilities on a basis consistent with our accounting for respective assets at their amortized cost basis, except for those VIEs for which the fair value option was elected. The carrying amount for loans approximates the outstanding unpaid principal balance, adjusted for allowance for loan losses. Short-term borrowings and long-term debt approximate the outstanding principal amount due to creditors.
     Upon adoption of new consolidation accounting guidance on January 1, 2010, we elected fair value option accounting for certain nonconforming residential mortgage loan securitization VIEs. This election requires us to recognize the VIE’s eligible assets and liabilities on the balance sheet at fair value with changes in fair value recognized in earnings.
     Such eligible assets and liabilities consisted primarily of loans and long-term debt, respectively. The fair value option was elected for those newly consolidated VIEs for which our interests, prior to January 1, 2010, were predominantly carried at fair value with changes in fair value recorded to earnings. Accordingly, the fair value option was elected to effectively continue fair value accounting through earnings for those interests. Conversely, fair value option was not elected for those newly consolidated VIEs that did not share these characteristics. At January 1, 2010, the fair value for both loans and long-term debt for which the fair value option was elected was $1.0 billion each. The incremental impact of electing fair value option (compared to not electing) on the cumulative effect adjustment to retained earnings was an increase of $15 million.
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
     Table 16 summarizes these contractual obligations as of December 31, 2010, excluding obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 19 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 16:  Contractual Obligations

	Note(s) to				More
	Financial	Less than	1-3	3-5	than	Indeterminate
(in millions)	Statements	1 year	years	years	5 years	maturity		Total

Contractual payments by period:
Deposits	11	$108,232	33,601	10,855	2,500	692,754	(1)	847,942
Long-term debt (2)	7,13	36,223	35,529	19,585	65,646	—		156,983
Operating leases	7	1,134	2,334	1,732	3,405	—		8,605
Unrecognized tax obligations	20	22	—	—	—	2,630		2,652
Commitments to purchase debt securities		1,153	650	—	—	—		1,803
Purchase obligations (3)		383	278	40	1	—		702

Total contractual obligations		$147,147	72,392	32,212	71,552	695,384		1,018,687

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Includes obligations under capital leases of $26 million.

(3)	Represents agreements to purchase goods or services.

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
     We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process for our customers or for other trading activities. See the “Risk Management – Asset/Liability” section and Note 15 (Derivatives) to Financial Statements in this Report for more information.
Transactions with Related Parties
The Related Party Disclosures topic of the Codification requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported for the years ended December 31, 2010, 2009 and 2008.

Risk Management

All financial institutions must manage and control a variety of business risks that can significantly affect their financial performance. Key among those are credit, asset/liability and market risk.

Credit Risk Management
Our credit risk management process is governed centrally, but provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, judgmental or statistical credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs, and a continual loan review and audit process. In addition, banking regulatory examiners review and perform detailed tests of our credit underwriting, loan administration and allowance processes.
     A key to our credit risk management is adhering to a well controlled underwriting process, which we believe is appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans. We approve applications and make loans only if we believe the customer has the ability to repay the loan or line of credit according to all its terms. Our underwriting of loans collateralized by residential real property includes appraisals or automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time. AVMs estimate property values based on processing large volumes of market data including market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. Generally AVMs are used in underwriting to support property values on loan originations only where the loan amount is under $250,000. For underwriting residential property loans of $250,000 or more, we require property visitation appraisals by qualified independent appraisers.
     We continually evaluate and modify our credit policies to address appropriate levels of risk. Accordingly, from time to time, we designate certain portfolios and loan products as non-strategic or high risk to limit or cease their continued origination as we actively work to limit losses and reduce our exposures.
     Table 17 identifies our non-strategic and liquidating loan portfolios as of December 31, 2010, 2009 and 2008. These portfolios have decreased 32% since the merger with Wachovia at December 31, 2008, and decreased 19% from the end of 2009. The portfolios consist primarily of the Pick-a-Pay mortgages portfolio and PCI loans acquired in our acquisition of Wachovia as well as some portfolios from legacy Wells Fargo home equity and Wells Fargo Financial. The legacy Wells Fargo

Financial debt consolidation portfolio included $1.2 billion and $1.6 billion at December 31, 2010 and 2009, respectively, that was considered prime based on secondary market standards. The remainder is non-prime but was originated with standards to reduce credit risk. These loans were originated through our retail channel with documented income, LTV limits based on credit quality and property characteristics, and risk-based pricing. In addition, the loans were originated without teaser rates, interest-only or negative amortization features. Credit losses in the portfolio have increased in the current economic environment compared with historical levels, but performance has remained similar to prime portfolios in the industry with overall loss rates of 4.15% in 2010 on the entire portfolio. Analysis of the Pick-a-Pay and the commercial and industrial and CRE domestic PCI portfolios is presented later in this section.

Table 17:  Non-Strategic and Liquidating Loan Portfolios

	Outstanding balance
	December 31			,
(in billions)	2010	2009	2008

Commercial and industrial, CRE and foreign PCI loans (1)(2)	$7.9	13.0	18.7
Pick-a-Pay mortgage (1)	74.8	85.2	95.3
Liquidating home equity	6.9	8.4	10.3
Legacy Wells Fargo Financial indirect auto	6.0	11.3	18.2
Legacy Wells Fargo Financial debt consolidation (2)(3)	19.0	22.4	25.3
Other PCI loans (1)(2)	1.1	1.7	2.5

Total non-strategic and liquidating loan portfolios	$115.7	142.0	170.3

(1)	Net of purchase accounting adjustments related to PCI loans.

(2)	These portfolios were designated as non-strategic and liquidating in 2010. Prior periods have been adjusted to reflect this change.

(3)	In July 2010, we announced the restructuring of our Wells Fargo Financial division and the exiting of the origination of non-prime portfolio mortgage loans.

     Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, FICO scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an adequate allowance for credit losses. The following analysis reviews the relevant concentrations and certain credit metrics of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information.

COMMERCIAL REAL ESTATE (CRE) The CRE portfolio consists of both CRE mortgages and CRE construction loans. The combined CRE loans outstanding totaled $124.8 billion at December 31, 2010, or 16% of total loans. Of the $124.8 billion, approximately $5.8 billion represents the net balance of PCI CRE loans. CRE construction loans totaled $25.3 billion at December 31, 2010, or 3% of total loans. CRE mortgage loans totaled $99.4 billion at December 31, 2010, or 13% of total loans, of which over 40% is to owner-occupants, who historically have a low level of default. The portfolio is diversified both geographically and by property type. The largest geographic concentrations are found in California and Florida, which represented 23% and 11% of the total CRE portfolio, respectively. By property type, the largest concentrations are office buildings at 23% and industrial/warehouse at 11% of the portfolio.
     The underwriting of CRE loans primarily focuses on cash flows and creditworthiness, in addition to collateral valuations. To identify and manage newly emerging problem CRE loans, we employ a high level of surveillance and regular customer interaction to understand and manage the risks associated with these assets, including regular loan reviews and appraisal updates. As issues are identified, management is engaged and dedicated workout groups are put in place to manage problem assets. At December 31, 2010, the recorded investment in PCI CRE loans totaled $5.8 billion, down from $12.3 billion since the Wachovia acquisition at December 31, 2008, reflecting the reduction resulting from loan resolutions and write-downs.
     Table 18 summarizes CRE loans by state and property type with the related nonaccrual totals. At December 31, 2010, the highest concentration of total loans by state was $28.2 billion in California, more than double the next largest state concentration, and the related nonaccrual loans totaled about $1.5 billion, or 5% of CRE loans in California. Office buildings, at $28.7 billion, were the largest property type concentration, more than double the next largest, and the related nonaccrual loans totaled $1.4 billion, or 5% of total CRE loans for office buildings. In aggregate, nonaccrual loans totaled 7% of the non-PCI outstanding balance at December 31, 2010.

Risk Management – Credit Risk Management (continued)
Table 18:  CRE Loans by State and Property Type

	December 31, 2010
	Real estate mortgage			Real estate construction		Total			% of
	Nonaccrual	Outstanding		Nonaccrual	Outstanding	Nonaccrual	Outstanding		total
(in millions)	loans	balance (1)		loans	balance (1)	loans	balance (1)		loans

By state:
PCI loans:
Florida	$—	459		—	578	—	1,037		* %
California	—	588		—	193	—	781		*
Georgia	—	301		—	250	—	551		*
North Carolina	—	180		—	353	—	533		*
New York	—	226		—	225	—	451		*
Other	—	1,101		—	1,350	—	2,451	(2)	*

Total PCI loans	$—	2,855		—	2,949	—	5,804		* %

All other loans:
California	$1,172	23,780		375	3,648	1,547	27,428		4%
Florida	912	10,023		412	2,286	1,324	12,309		2
Texas	376	6,523		165	2,186	541	8,709		1
North Carolina	346	4,663		254	1,477	600	6,140		*
New York	56	4,440		17	1,111	73	5,551		*
Virginia	49	3,574		147	1,512	196	5,086		*
Georgia	374	3,726		181	885	555	4,611		*
Arizona	259	3,445		140	726	399	4,171		*
Colorado	106	2,868		76	698	182	3,566		*
New Jersey	109	2,641		40	513	149	3,154		*
Other	1,468	30,897		869	7,342	2,337	38,239	(3)	5

Total all other loans	$5,227	96,580		2,676	22,384	7,903	118,964		16%

Total	$5,227	99,435		2,676	25,333	7,903	124,768		16%

By property:
PCI loans:
Office buildings	$—	953		—	317	—	1,270		* %
Apartments	—	565		—	704	—	1,269		*
1-4 family land	—	249		—	559	—	808		*
Retail (excluding shopping center)	—	341		—	90	—	431		*
1-4 family structure	—	29		—	353	—	382		*
Other	—	718		—	926	—	1,644		*

Total PCI loans	$—	2,855		—	2,949	—	5,804		* %

All other loans:
Office buildings	$1,214	24,841		233	2,598	1,447	27,439		4%
Industrial/warehouse	730	13,058		76	931	806	13,989		2
Real estate - other	576	11,853		61	691	637	12,544		2
Apartments	368	8,309		305	3,451	673	11,760		2
Retail (excluding shopping center)	591	9,628		126	868	717	10,496		1
Shopping center	363	6,578		270	1,622	633	8,200		1
Land (excluding 1-4 family)	41	524		671	7,013	712	7,537		1
Hotel/motel	469	5,916		74	999	543	6,915		*
Institutional	112	2,646		9	179	121	2,825		*
1-4 family land	157	328		514	2,255	671	2,583		*
Other	606	12,899		337	1,777	943	14,676		2

Total all other loans	$5,227	96,580		2,676	22,384	7,903	118,964		16%

Total	$5,227	99,435	(4)	2,676	25,333	7,903	124,768		16%

*	Less than 1%.

(1)	For PCI loans, amounts represent carrying value.

(2)	Includes 35 states; no state had loans in excess of $436 million.

(3)	Includes 40 states; no state had loans in excess of $3.1 billion.

(4)	Includes $40.0 billion of loans to owner-occupants where 51% or more of the property is used in the conduct of their business.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. Table 19 summarizes commercial and industrial loans and lease financing by industry with the related nonaccrual totals. While this portfolio has experienced deterioration in the current credit cycle, we believe this portfolio has experienced less credit deterioration than our CRE portfolios. For the year ended December 31, 2010, the commercial and industrial loans and lease financing portfolios had (1) a lower percentage of loans 90 days or more past due and still accruing (0.19% at year end; 0.24% for CRE), (2) a lower percentage of nonperforming loans to total loans outstanding (2.02% at year end; 6.33% for CRE), and (3) a lower loss rate to average total loans (1.50% for the year; 1.67% for CRE). We believe this portfolio is well underwritten and is diverse in its risk with relatively even concentrations across several industries. A majority of our commercial and industrial loans and lease financing portfolio is secured by short-term liquid assets, such as accounts receivable, inventory and securities, as well as long-lived assets, such as equipment and other business assets. Our credit risk management process for this portfolio primarily focuses on a customer’s ability to repay the loan through their cash flow. Generally, the collateral securing this portfolio represents a secondary source of repayment.
Table 19:  Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2010
				% of
	Nonaccrual	Outstanding		total
(in millions)	loans	balance (1)		loans

PCI loans:
Investors	$—	111		* %
Media	—	107		*
Insurance	—	91		*
Technology	—	65		*
Healthcare	—	47		*
Residential construction	—	41		*
Other	—	256	(2)	*

Total PCI loans	$—	718		* %

All other loans:
Financial institutions	$167	10,468		1%
Cyclical retailers	67	8,804		1
Food and beverage	32	8,392		1
Oil and gas	156	8,140		1
Healthcare	87	7,885		1
Transportation	34	6,427		*
Industrial equipment	113	6,284		*
Real estate - other	90	5,713		*
Business services	66	5,632		*
Technology	28	5,609		*
Investors	114	5,326		*
Utilities	107	4,793		*
Other	2,260	80,187	(3)	11

Total all other loans	$3,321	163,660		22%

Total	$3,321	164,378		22%

*	Less than 1%.

(1)	For PCI loans, amounts represent carrying value.

(2)	No other single category had loans in excess of $35 million.

(3)	No other single category had loans in excess of $4.6 billion. The next largest categories included public administration, hotel/restaurant, media, non-residential construction and securities firms.

Risk Management – Credit Risk Management (continued)

     During the recent credit cycle, we have experienced an increase in requests for extensions of commercial and industrial and CRE loans, which have repayment guarantees. All extensions granted are based on a re-underwriting of the loan and our assessment of the borrower’s ability to perform under the agreed-upon terms. At the time of extension, borrowers are generally performing in accordance with the contractual loan terms. Extension terms generally range from six to thirty-six months and may require that the borrower provide additional economic support in the form of partial repayment, amortization or additional collateral or guarantees. In cases where the value of collateral or financial condition of the borrower is insufficient to repay our loan, we may rely upon the support of an outside repayment guarantee in providing the extension. In considering the impairment status of the loan, we evaluate the collateral and future cash flows as well as the anticipated support of any repayment guarantor. When performance under a loan is not reasonably assured, including the performance of the guarantor, we place the loan on nonaccrual status and we charge-off all or a portion of a loan based on the fair value of the collateral securing the loan.
     Our ability to seek performance under the guarantee is directly related to the guarantor’s creditworthiness, capacity and willingness to perform, which is evaluated on an annual basis, or more frequently as warranted. Our evaluation is based on the most current financial information available and is focused on various key financial metrics, including net worth, leverage, and current and future liquidity. We consider the guarantor’s reputation, creditworthiness, and willingness to work with us based on our analysis as well as other lenders’ experience with the guarantor. Our assessment of the guarantor’s credit strength is reflected in our loan risk ratings for such loans. The loan risk rating is an important factor in our allowance methodology for commercial and industrial and CRE loans.
REAL ESTATE 1-4 FAMILY FIRST MORTGAGE LOANS The concentrations of real estate 1-4 family mortgage loans by state are presented in Table 20. Our real estate 1-4 family mortgage loans to borrowers in California represented approximately 14% of total loans (3% of this amount were PCI loans from Wachovia) at both December 31, 2010 and 2009, mostly within the larger metropolitan areas, with no single area consisting of more than 3% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within our credit risk management process.
     Some of our real estate 1-4 family mortgage loans (representing first mortgage and home equity products) include an interest-only feature as part of the loan terms. At December 31, 2010, these loans were approximately 25% of total loans, compared with 26% at the end of 2009. Substantially all of these loans are considered to be prime or near prime. We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our Wells Fargo originated and owned mortgage loan portfolios.
Table 20:  Real Estate 1-4 Family Mortgage Loans by State

	December 31, 2010
	Real estate	Real estate	Total real
	1-4 family	1-4 family	estate 1-4	% of
	first	junior lien	family	total
(in millions)	mortgage	mortgage	mortgage	loans

PCI loans:
California	$21,630	49	21,679	3%
Florida	3,076	56	3,132	*
New Jersey	1,293	36	1,329	*
Other (1)	7,246	109	7,355	*

Total PCI loans	$33,245	250	33,495	4%

All other loans:
California	$55,794	26,612	82,406	11%
Florida	17,296	7,782	25,078	3
New Jersey	8,908	6,403	15,311	2
New York	8,169	3,709	11,878	2
Virginia	6,145	4,622	10,767	1
Pennsylvania	6,233	4,066	10,299	1
North Carolina	5,860	3,552	9,412	1
Texas	6,645	1,519	8,164	1
Georgia	4,886	3,472	8,358	1
Other (2)	77,054	34,162	111,216	15

Total all other loans	$196,990	95,899	292,889	39%

Total	$230,235	96,149	326,384	43%

*	Less than 1%.

(1)	Consists of 45 states; no state had loans in excess of $759 million.

(2)	Consists of 41 states; no state had loans in excess of $7.2 billion. Includes $15.5 billion in Government National Mortgage Association (GNMA) pool buyouts.

PURCHASED CREDIT-IMPAIRED (PCI) LOANS As of December 31, 2008, certain of the loans acquired from Wachovia had evidence of credit deterioration since their origination, and it was probable that we would not collect all contractually required principal and interest payments. Such loans identified at the time of the acquisition were accounted for using the measurement provisions for PCI loans. PCI loans were recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans was not carried over.
     PCI loans were written down to an amount estimated to be collectible. Accordingly, such loans are not classified as nonaccrual, even though they may be contractually past due, because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of our purchase accounting).
     A nonaccretable difference was established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses.
     Substantially all commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
     Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference.
     During 2010, we recognized in income $989 million of nonaccretable difference related to commercial PCI loans due to payoffs and dispositions of these loans. We also transferred $3.4 billion from the nonaccretable difference to the accretable yield, of which $2.4 billion was due to sustained positive performance in the Pick-a-Pay portfolio evidenced through an increase in expected cash flows. Table 21 provides an analysis of changes in the nonaccretable difference related to principal that is not expected to be collected.

Table 21:  Changes in Nonaccretable Difference for PCI Loans

			Other
(in millions)	Commercial	Pick-a-Pay	consumer	Total

Balance at December 31, 2008	$10,410	26,485	4,069	40,964
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(330)	—	—	(330)
Loans resolved by sales to third parties (2)	(86)	—	(85)	(171)
Reclassification to accretable yield for loans with improving cash flows (3)	(138)	(27)	(276)	(441)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(4,853)	(10,218)	(2,086)	(17,157)

Balance at December 31, 2009	5,003	16,240	1,622	22,865
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(817)	—	—	(817)
Loans resolved by sales to third parties (2)	(172)	—	—	(172)
Reclassification to accretable yield for loans with improving cash flows (3)	(726)	(2,356)	(317)	(3,399)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(1,698)	(2,959)	(391)	(5,048)

Balance at December 31, 2010	$1,590	10,925	914	13,429

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.

(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.

(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.

(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Risk Management – Credit Risk Management (continued)

     Since the Wachovia acquisition, we have released $5.3 billion in nonaccretable difference for certain PCI loans and pools of loans, including $3.8 billion transferred from the nonaccretable difference to the accretable yield and $1.5 billion released through loan resolutions. We have provided $1.6 billion in the allowance for credit losses for certain PCI loans or pools of loans that have had loss-related decreases to cash flows expected to be collected. The net result is a $3.7 billion improvement in our initial projected losses on all PCI loans.

     At December 31, 2010, the allowance for credit losses in excess of nonaccretable difference on certain PCI loans was $298 million. The allowance is necessary to absorb decreases in cash flows expected to be collected since acquisition and primarily relates to individual PCI loans. Table 22 analyzes the actual and projected loss results on PCI loans since the acquisition of Wachovia on December 31, 2008, through December 31, 2010.

Table 22:  Actual and Projected Loss Results on PCI Loans

			Other
(in millions)	Commercial	Pick-a-Pay	consumer	Total

Release of unneeded nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	$1,147	—	—	1,147
Loans resolved by sales to third parties (2)	258	—	85	343
Reclassification to accretable yield for loans with improving cash flows (3)	864	2,383	593	3,840

Total releases of nonaccretable difference due to better than expected losses	2,269	2,383	678	5,330
Provision for worse than originally expected losses (4)	(1,562)	—	(62)	(1,624)

Actual and projected losses on PCI loans better than originally expected	$707	2,383	616	3,706

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.

(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.

(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.

(4)	Provision for additional losses recorded as a charge to income, when it is estimated that the cash flows expected to be collected for a PCI loan or pool of loans have decreased subsequent to the acquisition.

     For further detail on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

PICK-A-PAY PORTFOLIO The Pick-a-Pay portfolio was one of the consumer residential first mortgage portfolios we acquired from Wachovia. We considered a majority of the Pick-a-Pay loans to be PCI loans.
     The Pick-a-Pay portfolio had an outstanding balance of $84.2 billion and a carrying value of $74.8 billion at December 31, 2010. It is a liquidating portfolio, as Wachovia ceased originating new Pick-a-Pay loans in 2008.
     Real estate 1-4 family junior lien mortgages and lines of credit associated with Pick-a-Pay loans are reported in the Home Equity core portfolio. The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report. Table 23 provides balances over time related to the types of loans included in the portfolio.

Table 23:  Pick-a-Pay Portfolio - Balances Over Time

	December 31					,
	2010		2009		2008
	Unpaid		Unpaid		Unpaid
	principal		principal		principal
(in millions)	balance	% of total	balance	% of total	balance	% of total

Option payment loans (1)	$49,958	59%	$67,170	69%	$99,937	86%
Non-option payment adjustable-rate and fixed-rate loans (1)	11,070	13	13,926	14	15,763	14
Full-term loan modifications (1)	23,132	28	16,378	17	—	—

Total unpaid principal balance (1)	$84,160	100%	$97,474	100%	$115,700	100%

Total carrying value	$74,815		$85,238		$95,315

(1)	Unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

     PCI loans in the Pick-a-Pay portfolio had an outstanding balance of $41.9 billion and a carrying value of $32.4 billion at December 31, 2010. The carrying value of the PCI loans is net of remaining purchase accounting write-downs, which reflected their fair value at acquisition. Upon acquisition, we recorded a $22.4 billion write-down in purchase accounting on Pick-a-Pay loans that were impaired.
     Due to the sustained positive performance observed on the Pick-a-Pay portfolio compared to the original acquisition estimates, we have reclassified $2.4 billion from the nonaccretable difference to the accretable yield since the Wachovia merger. This improvement in the lifetime credit outlook for this portfolio is primarily attributable to the significant modification efforts as well as the portfolio’s delinquency stabilization. This improvement in the credit outlook is expected to be realized over the remaining life of the portfolio, which is estimated to have a weighted-average life of approximately nine years. The accretable yield percentage at the end of 2010 was 4.54% compared with 5.34% at the end of 2009. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio. Changes in the projected timing of cash flow events, including loan liquidations, modifications and short sales, can also affect the accretable yield percentage and the estimated weighted-average life of the portfolio.
     Pick-a-Pay option payment loans may be adjustable or fixed rate. They are home mortgages on which the customer has the option each month to select from among four payment options: (1) a minimum payment as described below, (2) an interest-only payment, (3) a fully amortizing 15-year payment, or (4) a fully amortizing 30-year payment.
     The minimum monthly payment for substantially all of our Pick-a-Pay loans is reset annually. The new minimum monthly payment amount usually cannot increase by more than 7.5% of the then-existing principal and interest payment amount. The minimum payment may not be sufficient to pay the monthly interest due and in those situations a loan on which the customer has made a minimum payment is subject to “negative amortization,” where unpaid interest is added to the principal balance of the loan. The amount of interest that has been added to a loan balance is referred to as “deferred interest.” Total deferred interest of $2.7 billion at December 31, 2010, was down from $3.7 billion at December 31, 2009, due to loan modification efforts as well as falling interest rates resulting in the minimum payment option covering the interest and some principal on many loans. At December 31, 2010, approximately 75% of customers choosing the minimum payment option did not defer interest.
     Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. Loans with an original loan-to-value (LTV) ratio equal to or below 85% have a cap of 125% of the original loan balance, and these loans represent substantially all the Pick-a-Pay portfolio. Loans with an original LTV ratio above 85% have a cap of 110% of the

Risk Management – Credit Risk Management (continued)

original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or the 10-year anniversary of the loan. For a small population of Pick-a-Pay loans, the recast occurs at the five-year anniversary. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term.
     Due to the terms of the Pick-a-Pay portfolio, there is little recast risk over the next three years. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balances of loans to recast based on reaching the principal cap: $3 million in 2011, $4 million in 2012 and $32 million in 2013. In 2010, the amount of loans recast based on reaching the principal cap was $1 million. In addition, we would expect the following balances of loans to start fully amortizing due to reaching their recast anniversary date and also having a payment change at the recast date greater than the annual 7.5% reset: $34 million in 2011, $69 million in 2012 and $275 million in 2013. In 2010, the amount of loans reaching their recast anniversary date and also having a payment change over the annual 7.5% reset was $39 million.
     Table 24 reflects the geographic distribution of the Pick-a-Pay portfolio broken out between PCI loans and all other loans. In stressed housing markets with declining home prices and increasing delinquencies, the LTV ratio is a useful metric in predicting future real estate 1-4 family first mortgage loan performance, including potential charge-offs. Because PCI loans were initially recorded at fair value, including write-downs for expected credit losses, the ratio of the carrying value to the current collateral value will be lower compared with the LTV based on the unpaid principal balance. For informational purposes, we have included both ratios in the following table.

Table 24:  Pick-a-Pay Portfolio (1)

	December 31, 2010
	PCI loans				All other loans
				Ratio of
				carrying
	Unpaid	Current		value to	Unpaid	Current
	principal	LTV	Carrying	current	principal	LTV	Carrying
(in millions)	balance (2)	ratio (3)	value (4)	value	balance (2)	ratio (3)	value (4)

California	$28,451	117%	$21,623	88%	$20,782	81%	$20,866
Florida	3,925	122	2,960	88	4,317	100	4,335
New Jersey	1,432	91	1,242	78	2,568	77	2,578
Texas	371	78	337	72	1,725	64	1,732
Washington	525	96	488	89	1,288	80	1,293
Other states	7,189	106	5,726	83	11,587	84	11,635

Total Pick-a-Pay loans	$41,893		$32,376		$42,267		$42,439

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2010.

(2)	Unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

(3)	The current LTV ratio is calculated as the unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

     To maximize return and allow flexibility for customers to avoid foreclosure, we have in place several loss mitigation strategies for our Pick-a-Pay loan portfolio. We contact customers who are experiencing difficulty and may in certain cases modify the terms of a loan based on a customer’s documented income and other circumstances.
     We also have taken steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at risk, we offer combinations of term extensions of up to 40 years (from 30 years), interest rate reductions, forbearance of principal, and, in geographies with substantial property value declines, we may offer permanent principal reductions.
     In 2009, we rolled out the U.S. Treasury Department’s Home Affordability Modification Program (HAMP) to the customers in this portfolio. As of December 31, 2010, more than 11,000 HAMP applications were being reviewed by our loan servicing department and more than 7,000 loans have been approved for the HAMP trial modification. We believe a key factor to successful loss mitigation is tailoring the revised loan payment to the customer’s sustainable income. We continually reassess our loss mitigation strategies and may adopt additional or different strategies in the future.
     In 2010, we completed more than 27,700 proprietary and HAMP loan modifications and have completed more than 80,400 modifications since the Wachovia acquisition, resulting in $3.7 billion of principal forgiveness to our customers. The majority of the loan modifications were concentrated in our PCI Pick-a-Pay loan portfolio. Approximately 49,000 modification offers were proactively sent to customers in 2010. As part of the modification process, the loans are re-underwritten, income is documented and the negative amortization feature is eliminated.

Most of the modifications result in material payment reduction to the customer. Because of the write-down of the PCI loans in purchase accounting, our post-merger modifications to PCI Pick-
a-Pay loans have not resulted in any modification-related provision for credit losses. To the extent we modify loans not in the PCI Pick-a-Pay portfolio, we may establish an allowance for consumer loans modified in a TDR.

HOME EQUITY PORTFOLIOS The deterioration in specific segments of the legacy Wells Fargo Home Equity portfolios, which began in 2007, required a targeted approach to managing these assets. In fourth quarter 2007, a liquidating portfolio was identified, consisting of home equity loans generated through the wholesale channel not behind a Wells Fargo first mortgage, and home equity loans acquired through correspondents. The liquidating portfolio was $6.9 billion at December 31, 2010, compared with $8.4 billion at December 31, 2009. The loans in this liquidating portfolio represent less than 1% of our total loans outstanding at December 31, 2010, and contain some of the highest risk in our $117.5 billion Home Equity portfolio, with a loss rate of 10.90% compared with 3.62% for the core portfolio.
     The loans in the liquidating portfolio are largely concentrated in geographic markets that have experienced the most abrupt and steepest declines in housing prices. The core portfolio was $110.6 billion at December 31, 2010, of which 98% was originated through the retail channel and approximately 19% of the outstanding balance was in a first lien position. Table 25 includes the credit attributes of the Home Equity portfolios. California loans represent the largest state concentration in each of these portfolios and have experienced among the highest early-term delinquency and loss rates.

Table 25:  Home Equity Portfolios (1)

				% of loans
				two payments
	Outstanding balance			or more past due			Loss rate
	December 31		,	December 31		,	December 31		,
(in millions)	2010	2009		2010	2009		2010	2009

Core portfolio (2)
California	$27,850	30,264		3.30%	4.12		4.92	5.42
Florida	12,036	12,038		5.46	5.48		6.13	4.73
New Jersey	8,629	8,379		3.44	2.50		1.95	1.30
Virginia	5,667	5,855		2.33	1.91		1.86	1.06
Pennsylvania	5,432	5,051		2.48	2.03		1.24	1.49
Other	50,976	53,811		2.83	2.85		3.04	2.44

Total	110,590	115,398		3.24	3.35		3.62	3.28

Liquidating portfolio
California	2,555	3,205		6.66	8.78		15.19	16.74
Florida	330	408		8.85	9.45		13.72	16.90
Arizona	149	193		6.91	10.46		20.89	18.57
Texas	125	154		2.02	1.94		2.81	2.56
Minnesota	91	108		5.39	4.15		9.57	7.58
Other	3,654	4,361		4.53	5.06		7.48	6.46

Total	6,904	8,429		5.54	6.74		10.90	11.17

Total core and liquidating portfolios	$117,494	123,827		3.37	3.58		4.08	3.88

(1)	Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, excluding PCI loans.

(2)	Includes $1.7 billion and $1.8 billion at December 31, 2010 and 2009, respectively, associated with the Pick-a-Pay portfolio.

CREDIT CARDS Our credit card portfolio totaled $22.3 billion at December 31, 2010, which represented 3% of our total outstanding loans and was smaller than the credit card portfolios of each of our large bank peers. Delinquencies of 30 days or more were 4.4% of credit card outstandings at December 31, 2010, down from 5.5% a year ago. Net charge-offs were 9.7% for 2010, down from 10.8% in 2009, reflecting previous risk mitigation efforts and overall economic improvements.

Risk Management – Credit Risk Management (continued)

NONACCRUAL LOANS AND OTHER NONPERFORMING ASSETS
Table 26 shows the five-year trend for nonaccrual loans and other NPAs. We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection; or

•	part of the principal balance has been charged off and no restructuring has occurred.
     Note 1 (Summary of Significant Accounting Policies – Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual and impaired loans.
     Wachovia nonaccrual loans were virtually eliminated at December 31, 2008 (acquisition date), due to the purchase accounting adjustments. As a result, the rate of growth for nonaccrual loans since acquisition has been higher than it would have been without the PCI loan accounting. The impact of purchase accounting on our credit data will diminish over time. Table 27 summarizes NPAs for each of the four quarters of 2010 and shows a decline in the total balance in fourth quarter 2010 for the first quarter since the acquisition of Wachovia.

Table 26:  Nonaccrual Loans and Other Nonperforming Assets

	December 31					,
(in millions)	2010	2009	2008	2007	2006

Nonaccrual loans:
Commercial:
Commercial and industrial	$3,213	4,397	1,253	432	331
Real estate mortgage	5,227	3,696	594	128	105
Real estate construction	2,676	3,313	989	293	78
Lease financing	108	171	92	45	29
Foreign	127	146	57	45	43

Total commercial (1)	11,351	11,723	2,985	943	586

Consumer:
Real estate 1-4 family first mortgage (2)	12,289	10,100	2,648	1,272	688
Real estate 1-4 family junior lien mortgage	2,302	2,263	894	280	212
Other revolving credit and installment	300	332	273	184	180

Total consumer	14,891	12,695	3,815	1,736	1,080

Total nonaccrual loans (3)(4)	26,242	24,418	6,800	2,679	1,666

As a percentage of total loans	3.47%	3.12	0.79	0.70	0.52
Foreclosed assets:
GNMA (5)	$1,479	960	667	535	322
Other	4,530	2,199	1,526	649	423
Real estate and other nonaccrual investments (6)	120	62	16	5	5

Total nonaccrual loans and other nonperforming assets	$32,371	27,639	9,009	3,868	2,416

As a percentage of total loans	4.27%	3.53	1.04	1.01	0.76

(1)	Includes LHFS of $3 million and $27 million at December 31, 2010 and 2009, respectively.

(2)	Includes MHFS of $426 million, $339 million, $193 million, $222 million, and $82 million at December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

(3)	Excludes loans acquired from Wachovia that are accounted for as PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

(4)	See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further information on impaired loans.

(5)	Consistent with regulatory reporting requirements, foreclosed real estate securing GNMA loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).

(6)	Includes real estate investments (loans with non-traditional interest terms accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans, and nonaccrual debt securities.

Table 27:  Nonaccrual Loans and Other Nonperforming Assets During 2010

	December 31, 2010		September 30, 2010		June 30, 2010		March 31, 2010
		% of		% of		% of		% of
		total		total		total		total
($ in millions)	Balances	loans	Balances	loans	Balances	loans	Balances	loans

Commercial:
Commercial and industrial	$3,213	2.12%	$4,103	2.79%	$3,843	2.63%	$4,273	2.84%
Real estate mortgage	5,227	5.26	5,079	5.14	4,689	4.71	4,345	4.44
Real estate construction	2,676	10.56	3,198	11.46	3,429	11.10	3,327	9.64
Lease financing	108	0.82	138	1.06	163	1.21	185	1.33
Foreign	127	0.39	126	0.42	115	0.38	135	0.48

Total commercial	11,351	3.52	12,644	3.99	12,239	3.82	12,265	3.77

Consumer:
Real estate 1-4 family first mortgage	12,289	5.34	12,969	5.69	12,865	5.50	12,347	5.13
Real estate 1-4 family junior lien mortgage	2,302	2.39	2,380	2.40	2,391	2.36	2,355	2.27
Other revolving credit and installment	300	0.35	312	0.35	316	0.36	334	0.37

Total consumer	14,891	3.42	15,661	3.58	15,572	3.49	15,036	3.30

Total nonaccrual loans	26,242	3.47	28,305	3.76	27,811	3.63	27,301	3.49

Foreclosed assets:
GNMA	1,479		1,492		1,344		1,111
All other	4,530		4,635		3,650		2,970

Total foreclosed assets	6,009		6,127		4,994		4,081

Real estate and other nonaccrual investments	120		141		131		118

Total nonaccrual loans and other nonperforming assets	$32,371	4.27%	$34,573	4.59%	$32,936	4.30%	$31,500	4.03%

Change from prior quarter	$(2,202)		1,637		1,436		3,861

Risk Management – Credit Risk Management (continued)

     Total NPAs were $32.4 billion (4.27% of total loans) at December 31, 2010, and included $26.2 billion of nonaccrual loans and $6.0 billion of foreclosed assets. The growth rate in nonaccrual loans slowed in 2010, peaking in third quarter. Growth occurred in the real estate portfolios (commercial and residential) which consist of secured loans. Nonaccruals in all other loan portfolios were essentially flat or down year over year. New inflows to nonaccrual loans continued to decline. Table 28 provides an analysis of the changes in nonaccrual loans.

Table 28:  Analysis of Changes in Nonaccrual Loans

	Quarter ended
	Dec. 31 ,	Sept. 30 ,	June 30 ,	Mar. 31 ,	Dec. 31 ,
(in millions)	2010	2010	2010	2010	2009

Commercial nonaccrual loans
Balance, beginning of quarter	$12,644	12,239	12,265	11,723	10,408
Inflows	2,329	2,807	2,560	2,763	3,856
Outflows	(3,622)	(2,402)	(2,586)	(2,221)	(2,541)

Balance, end of quarter	11,351	12,644	12,239	12,265	11,723

Consumer nonaccrual loans
Balance, beginning of quarter	15,661	15,572	15,036	12,695	10,461
Inflows	4,357	4,866	4,733	6,169	5,626
Outflows	(5,127)	(4,777)	(4,197)	(3,828)	(3,392)

Balance, end of quarter	14,891	15,661	15,572	15,036	12,695

Total nonaccrual loans	26,242	28,305	27,811	27,301	24,418

     Typically, changes to nonaccrual loans period-over-period represent inflows for loans that reach a specified past due status, offset by reductions for loans that are charged off, sold, transferred to foreclosed properties, or are no longer classified as nonaccrual because they return to accrual status. We have increased our loan modification activity to assist homeowners and other borrowers in the current difficult economic cycle. Loans are re-underwritten at the time of the modification in accordance with underwriting guidelines established for governmental and proprietary loan modification programs. For an accruing loan that has been modified, if the borrower has demonstrated performance under the previous terms and shows the capacity to continue to perform under the restructured terms, the loan will remain in accruing status. Otherwise, the loan will be placed in a nonaccrual status generally until the borrower has made six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to modification.
     Loss expectations for nonaccrual loans are driven by delinquency rates, default probabilities and severities. While nonaccrual loans are not free of loss content, we believe the estimated loss exposure remaining in these balances is significantly mitigated by four factors. First, 99% of consumer nonaccrual loans and 95% of commercial nonaccrual loans are secured. Second, losses have already been recognized on 52% of the remaining balance of consumer nonaccruals and commercial nonaccruals have been written down by $2.6 billion. Residential nonaccrual loans are written down to net realizable value at 180 days past due, except for loans that go into trial modification prior to becoming 180 days past due, and which are not written down in the trial period (three months) as long as trial payments are being made on time. Third, as of December 31, 2010, 57% of commercial nonaccrual loans were current on interest. Fourth, the inherent risk of loss in all nonaccruals is adequately covered by the allowance for loan losses.
     Commercial nonaccrual loans, net of write-downs, amounted to $11.4 billion at December 31, 2010, compared with $11.7 billion a year ago. Consumer nonaccrual loans amounted to $14.9 billion at December 31, 2010, compared with $12.7 billion a year ago. The $2.2 billion increase in nonaccrual consumer loans from a year ago was due to an increase in 1-4 family first mortgage loans. Residential mortgage nonaccrual loans increased largely due to slower disposition and assets brought on the balance sheet upon consolidation of VIEs. Federal government programs, such as HAMP, and Wells Fargo proprietary programs, such as the Company’s Pick-a-Pay Mortgage Assistance program, require customers to provide updated documentation, and to demonstrate sustained performance by completing trial payment periods, before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure, many states, including California and Florida, have enacted legislation that significantly increases the time frames to complete the foreclosure process, meaning that loans will remain in nonaccrual status for longer periods. At the conclusion of the foreclosure process, we continue to sell real estate owned in a timely fashion.
     When a consumer real estate loan is 120 days past due, we move it to nonaccrual status. When the loan reaches 180 days past due it is our policy to write these loans down to net realizable value, except for modifications in their trial period. Thereafter, we revalue each loan regularly and recognize additional charges if needed. Of the $14.9 billion of consumer nonaccrual loans at December 31, 2010, 98% are secured by real estate and 33% have a combined LTV (CLTV) ratio of 80% or below.
     Table 29 provides a summary of foreclosed assets.

Table 29:  Foreclosed Assets

	Dec. 31	,	Sept. 30	,	June 30	,	Mar. 31	,	Dec. 31	,
(in millions)	2010		2010		2010		2010		2009

GNMA	$1,479		1,492		1,344		1,111		960
PCI loans:
Commercial	967		1,043		940		697		405
Consumer	1,068		1,109		722		490		336

Total PCI loans	2,035		2,152		1,662		1,187		741

All other loans:
Commercial	1,412		1,343		1,087		820		655
Consumer	1,083		1,140		901		963		803

Total all other loans	2,495		2,483		1,988		1,783		1,458

Total foreclosed assets	$6,009		6,127		4,994		4,081		3,159

     NPAs at December 31, 2010, included $1.5 billion of foreclosed real estate that is FHA insured or VA guaranteed and expected to have little to no loss content, and $4.5 billion of foreclosed assets, which have been written down to the value of the underlying collateral. Foreclosed assets increased $2.9 billion, or 90%, in 2010 from the prior year. Of this increase, $1.3 billion were foreclosed loans from the PCI portfolio that are now recorded as foreclosed assets. At December 31, 2010, substantially all of our foreclosed assets of $6.0 billion have been in the portfolio one year or less.
     Given our real estate-secured loan concentrations and current economic conditions, we anticipate continuing to hold a high level of NPAs on our balance sheet. The loss content in the nonaccrual loans has been recognized through charge-offs or provided for in the allowance for credit losses at December 31, 2010. The performance of any one loan can be affected by external factors, such as economic or market conditions, or factors affecting a particular borrower. We increased staffing in our workout and collection organizations to ensure troubled borrowers receive the attention and help they need. See the “Risk Management – Allowance for Credit Losses” section in this Report for additional information.

     We process foreclosures on a regular basis for the loans we service for others as well as those we hold in our loan portfolio. However, we utilize foreclosure only as a last resort for dealing with borrowers who are experiencing financial hardships. We employ extensive contact and restructuring procedures to attempt to find other solutions for our borrowers, and on average we attempt to contact borrowers over 75 times by phone and nearly 50 times by letter during the period from first delinquency to foreclosure sale.
     We employ the same foreclosure procedures for loans we service for others as we use for loans that we hold in our portfolio. We transmit customer and loan data directly from our system of record to outside foreclosure counsel to help ensure the quality of the customer and loan data included in our foreclosure affidavits. We continuously test this process to confirm the proper transmission of the data. Completed foreclosure affidavits that are submitted to the courts are reviewed, signed, and notarized as one of the last steps in a multi-step process intended to comply with applicable law and help ensure the quality of customer and loan data. As previously disclosed, in the course of completing a thorough review of our foreclosure affidavit preparation and execution procedures, we did identify practices where final steps relating to the execution of foreclosure affidavits, as well as some aspects of the notarization process were not adhered to. However, we do not believe that any of these practices led to unwarranted foreclosures. In addition, we have enhanced those procedures to help ensure that foreclosure affidavits are properly prepared, reviewed, and signed.

Risk Management – Credit Risk Management (continued)

TROUBLED DEBT RESTRUCTURINGS (TDRs)
Table 30:  Troubled Debt Restructurings (TDRs)

	Dec. 31	,	Sept. 30	,	June 30	,	Mar. 31	,	Dec. 31	,
(in millions)	2010		2010		2010		2010		2009

Consumer TDRs:
Real estate 1-4 family first mortgage	$11,603		10,951		9,525		7,972		6,685
Real estate 1-4 family junior lien mortgage	1,626		1,566		1,469		1,563		1,566
Other revolving credit and installment	778		674		502		310		17

Total consumer TDRs	14,007		13,191		11,496		9,845		8,268

Commercial TDRs	1,751		1,350		656		386		265

Total TDRs	$15,758		14,541		12,152		10,231		8,533

TDRs on nonaccrual status	$5,185		5,177		3,877		2,738		2,289
TDRs on accrual status	10,573		9,364		8,275		7,493		6,244

Total TDRs	$15,758		14,541		12,152		10,231		8,533

     Table 30 provides information regarding the recorded investment of loans modified in TDRs. We establish an allowance for loan losses when a loan is modified in a TDR, which was $3.9 billion and $1.8 billion at December 31, 2010 and 2009, respectively. Total charge-offs related to loans modified in a TDR were $812 million in 2010 and $479 million in 2009.
     Our nonaccrual policies are generally the same for all loan types when a restructuring is involved. We underwrite loans at the time of restructuring to determine whether there is sufficient evidence of sustained repayment capacity based on the borrower’s documented income, debt to income ratios, and other factors. Any loans lacking sufficient evidence of sustained repayment capacity at the time of modification are charged down to the fair value of the collateral, if applicable. If the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will remain in accruing status. Otherwise, the loan will be placed in nonaccrual status generally until the borrower demonstrates a sustained period of performance, generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to modification. Loans will also be placed on nonaccrual, and a corresponding charge-off is recorded to the loan balance, if we believe that principal and interest contractually due under the modified agreement will not be collectible.

     We do not forgive principal for a majority of our TDRs, but in those situations where principal is forgiven, the entire amount of such principal forgiveness is immediately charged off. When a TDR performs in accordance with its modified terms, the loan either continues to accrue interest (for performing loans), or will return to accrual status after the borrower demonstrates a sustained period of performance.
     If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $1.3 billion of interest would have been recorded as income in 2010, compared with $362 million recorded as interest income.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING Loans included in this category are 90 days or more past due as to interest or principal and still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $11.6 billion at December 31, 2010, and $16.1 billion at December 31, 2009, are excluded from this disclosure even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.
     Non-PCI loans 90 days or more past due and still accruing were $18.5 billion at December 31, 2010, and $22.2 billion at
December 31, 2009. Those balances include $14.7 billion and $15.3 billion, respectively, in loans whose repayments are insured by the FHA or guaranteed by the VA.
     Excluding these insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2010, were down $3.1 billion, or 45%, from December 31, 2009. The decline was due to loss mitigation activities including modifications and increased collection capacity/process improvements, charge-offs, lower early stage delinquency levels and credit stabilization.
     Table 31 reflects loans 90 days or more past due and still accruing excluding the insured/guaranteed loans.

Table 31:  Loans 90 Days or More Past Due and Still Accruing (Excluding Insured/Guaranteed Loans)

	December 31					,
(in millions)	2010	2009	2008	2007	2006

Commercial:
Commercial and industrial	$308	590	218	32	15
Real estate mortgage	104	1,014	70	10	3
Real estate construction	193	909	250	24	3
Foreign	22	73	34	52	44

Total commercial	627	2,586	572	118	65

Consumer:
Real estate 1-4 family first mortgage (1)	941	1,623	883	286	154
Real estate 1-4 family junior lien mortgage (1)	366	515	457	201	63
Credit card	516	795	687	402	262
Other revolving credit and installment	1,305	1,333	1,047	552	616

Total consumer	3,128	4,266	3,074	1,441	1,095

Total	$3,755	6,852	3,646	1,559	1,160

(1)	Includes MHFS 90 days or more past due and still accruing.

Risk Management – Credit Risk Management (continued)

NET CHARGE-OFFS
Table 32:  Net Charge-offs

	Year ended		Quarter ended
	December 31	,	December 31	,	September 30	,	June 30	,	March 31	,
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)

2010
Commercial:
Commercial and industrial	$2,348	1.57%	$500	1.34%	$509	1.38%	$689	1.87%	$650	1.68%
Real estate mortgage	1,083	1.10	234	0.94	218	0.87	360	1.47	271	1.12
Real estate construction	1,079	3.45	171	2.51	276	3.72	238	2.90	394	4.45
Lease financing	100	0.74	21	0.61	23	0.71	27	0.78	29	0.85
Foreign	145	0.49	28	0.36	39	0.52	42	0.57	36	0.52

Total commercial	4,755	1.47	954	1.19	1,065	1.33	1,356	1.69	1,380	1.68

Consumer:
Real estate 1-4 family first mortgage	4,378	1.86	1,024	1.77	1,034	1.78	1,009	1.70	1,311	2.17
Real estate 1-4 family junior lien mortgage	4,723	4.65	1,005	4.08	1,085	4.30	1,184	4.62	1,449	5.56
Credit card	2,178	9.74	452	8.21	504	9.06	579	10.45	643	11.17
Other revolving credit and installment	1,719	1.94	404	1.84	407	1.83	361	1.64	547	2.45

Total consumer	12,998	2.90	2,885	2.63	3,030	2.72	3,133	2.79	3,950	3.45

Total	$17,753	2.30%	$3,839	2.02%	$4,095	2.14%	$4,489	2.33%	$5,330	2.71%

2009
Commercial:
Commercial and industrial	$3,111	1.72%	$927	2.24%	$924	2.09%	$704	1.51%	$556	1.15%
Real estate mortgage	637	0.66	315	1.29	184	0.77	119	0.49	19	0.08
Real estate construction	1,047	2.56	409	4.23	274	2.67	259	2.48	105	0.99
Lease financing	209	1.42	49	1.37	82	2.26	61	1.68	17	0.43
Foreign	197	0.64	46	0.62	60	0.79	46	0.61	45	0.56

Total commercial	5,201	1.43	1,746	2.02	1,524	1.70	1,189	1.29	742	0.78

Consumer:
Real estate 1-4 family first mortgage	3,133	1.31	1,018	1.74	966	1.63	758	1.26	391	0.65
Real estate 1-4 family junior lien mortgage	4,638	4.34	1,329	5.09	1,291	4.85	1,171	4.33	847	3.12
Credit card	2,528	10.82	634	10.61	648	10.96	664	11.59	582	10.13
Other revolving credit and installment	2,668	2.94	686	3.06	682	3.00	604	2.66	696	3.05

Total consumer	12,967	2.82	3,667	3.24	3,587	3.13	3,197	2.77	2,516	2.16

Total	$18,168	2.21%	$5,413	2.71%	$5,111	2.50%	$4,386	2.11%	$3,258	1.54%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized.

     Table 32 presents net charge-offs for the four quarters and full year of 2010 and 2009. Net charge-offs in 2010 were $17.8 billion (2.30% of average total loans outstanding) compared with $18.2 billion (2.21%) in 2009. Total net charge-offs decreased in 2010 in part due to lower average loan balances and as a result of modestly improving economic conditions, aggressive loss mitigation activities aimed at working with our customers through their financial challenges, and a depletion of the pool of the most challenged vintages/relationships in the portfolio. Total net charge-offs decreased each quarter throughout the year from the peak loss level in fourth quarter of 2009. While loss levels remained elevated, the broad-based improvement across the portfolio was an encouraging trend.
     Net charge-offs in the 1-4 family first mortgage portfolio totaled $4.4 billion in 2010. Our relatively high quality 1-4 family first mortgage portfolio continued to reflect relatively low loss rates, although until housing prices fully stabilize, these credit losses will continue to remain elevated.
     Net charge-offs in the real estate 1-4 family junior lien portfolio were $4.7 billion in 2010. Loss levels increased throughout 2009 and peaked in the first quarter of 2010. Loss levels will remain elevated, however, until conditions in the real estate markets improve. More information about the Home Equity portfolio, which includes substantially all of our real estate 1-4 family junior lien mortgage loans, is available in Table 25 in this Report and the related discussion.
     Credit card charge-offs decreased $350 million to $2.2 billion in 2010. Delinquency and loss levels improved in 2010 as the economy showed signs of stabilization.
     Commercial and CRE net charge-offs were $4.8 billion in 2010 compared with $5.2 billion a year ago. Wholesale credit results improved from 2009 as market liquidity and improving market conditions helped stabilize performance results. Increased lending activity in fourth quarter 2010 in the majority of our commercial business lines further supported our belief of a turn in the demand for credit.
ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio and unfunded credit commitments at the balance sheet date, excluding loans carried at fair value. The detail of the changes in the allowance for credit losses by portfolio segment (including charge-offs and recoveries by loan class) is in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     We employ a disciplined process and methodology to establish our allowance for credit losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade-specific loss factors. The process involves subjective as well as complex judgments. In addition, we review a variety of credit metrics and trends. However, these trends do not solely determine the adequacy of the allowance as we use several analytical tools in determining its adequacy. For additional information on our allowance for credit losses, see the “Critical Accounting Policies — Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     At December 31, 2010, the allowance for loan losses totaled $23.0 billion (3.04% of total loans), compared with $24.5 billion (3.13%), at December 31, 2009. The allowance for credit losses was $23.5 billion (3.10% of total loans) at December 31, 2010, and $25.0 billion (3.20%) at December 31, 2009. The allowance for credit losses included $298 million and $333 million at December 31, 2010 and 2009, respectively, related to PCI loans acquired from Wachovia. The allowance for unfunded credit commitments was $441 million and $515 million at December 31, 2010 and 2009, respectively. In addition to the allowance for credit losses there was $13.4 billion and $22.9 billion of nonaccretable difference at December 31, 2010 and 2009, respectively, to absorb losses for PCI loans. For additional information on PCI loans, see the “Risk Management — Credit Risk Management – Purchased Credit-Impaired Loans” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
     The ratio of the allowance for credit losses to total nonaccrual loans was 89% and 103% at December 31, 2010 and 2009, respectively. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2010.
     The ratio of the allowance for loan losses to annual net charge-offs was 130% and 135% at December 31, 2010 and 2009, respectively. The $1.5 billion decline in the allowance for loan losses in 2010 reflected lower loan balances and lower levels of inherent credit loss in the portfolio compared with previous year-end levels. When anticipated charge-offs are projected to decline from current levels, this ratio will decrease. As more of the portfolio experiences charge-offs, charge-off levels continue to increase and the remaining portfolio is anticipated to consist of higher quality vintage loans subjected to tightened underwriting standards administered during the downturn in the credit cycle. As charge-off levels peak, we anticipate coverage levels will decrease until charge-off levels return to more normalized levels. This ratio may fluctuate significantly from period to period due to many factors, including general economic conditions, customer credit strength and the marketability of collateral.

Risk Management – Credit Risk Management (continued)

     Total provision for credit losses was $15.8 billion in 2010, $21.7 billion in 2009 and $16.0 billion in 2008. The 2010 provision was $2.0 billion less than credit losses, compared with a provision that was $3.5 billion in excess of credit losses in 2009. Absent significant deterioration in the economy, we expect future reductions in the allowance for credit losses.
     Primary drivers of the 2010 provision reduction were continued improvement in the consumer portfolios and related loss estimates and improvement in management’s view of economic conditions. These drivers were partially offset by an increase in impaired loans and related allowance primarily associated with increased consumer loan modification efforts and a $693 million adjustment due to adoption of consolidation accounting guidance on January 1, 2010.
     In 2009, the provision of $21.7 billion included a provision in excess of credit losses of $3.5 billion, which was primarily driven by three factors: (1) deterioration in economic conditions that increased the projected losses in our commercial portfolios, (2) additional allowance associated with loan modification programs designed to keep qualifying borrowers in their homes, and (3) the establishment of additional allowance for PCI loans.
     In 2008, the provision of $16.0 billion included a provision in excess of credit losses of $8.1 billion, which included $3.9 billion to conform loss emergence coverage periods to the most conservative of legacy Wells Fargo and Wachovia within Federal Financial Institutions Examination Council guidelines. The remainder of the allowance build was attributable to higher projected loss rates across the majority of the consumer credit businesses, and some credit deterioration and growth in the wholesale portfolios.
     In determining the appropriate allowance attributable to our residential real estate portfolios, the loss rates used in our analysis include the impact of our established loan modification programs. When modifications occur or are probable to occur, our allowance considers the impact of these modifications, taking into consideration the associated credit cost, including re-defaults of modified loans and projected loss severity. The loss content associated with existing and probable loan modifications has been considered in our allowance reserving methodology.
     Changes in the allowance reflect changes in statistically derived loss estimates, historical loss experience, current trends in borrower risk and/or general economic activity on portfolio performance, and management’s estimate for imprecision and uncertainty.
     We believe the allowance for credit losses of $23.5 billion was adequate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2010. The allowance for credit losses is subject to change and considers existing factors at the time, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic environment, it is possible that unanticipated economic deterioration would create incremental credit losses not anticipated as of the balance sheet date. Our process for determining the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
LIABILITY FOR MORTGAGE LOAN REPURCHASE LOSSES We sell residential mortgage loans to various parties, including (1) Freddie Mac and Fannie Mae (GSEs) who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed mortgage loans that back securities guaranteed by GNMA. We may be required to repurchase these mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of such contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach.
     We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Currently, repurchase demands primarily relate to 2006 through 2008 vintages and to GSE-guaranteed MBS.
     During 2010, we continued to experience elevated levels of repurchase activity measured by number of loans, investor repurchase demands and our level of repurchases. We repurchased or reimbursed investors for incurred losses on mortgage loans with balances of $2.6 billion. Additionally, in 2010, we negotiated global settlements on pools of mortgage loans of $675 million, which effectively eliminates the risk of repurchase on these loans from our outstanding servicing portfolio. We incurred net losses on repurchased loans, investor reimbursements and loan pool global settlements totaling $1.4 billion in 2010.
     Adjustments made to our mortgage repurchase liability in recent periods have incorporated the increase in repurchase demands, mortgage insurance rescissions, and higher than anticipated losses on repurchased loans that we have experienced. Table 33 provides the number of unresolved repurchase demands and mortgage insurance rescissions. We generally do not have unresolved repurchase demands from the FHA and VA for loans in GNMA-guaranteed securities because those demands are relatively few and we quickly resolve them.

Table 33:  Unresolved Repurchase Demands and Mortgage Insurance Recissions

	Government				Mortgage insurance
	sponsored entities (1)		Private		recissions with no demand (2)		Total
	Number of	Original loan	Number of	Original loan	Number of	Original loan	Number of	Original loan
($ in millions)	loans	balance (3)	loans	balance (3)	loans	balance (3)	loans	balance (3)

2010
December 31	6,501	$1,467	2,899	$680	3,248	$801	12,648	$2,948
September 30	9,887	2,212	3,605	882	3,035	748	16,527	3,842
June 30	12,536	2,840	3,160	707	2,979	760	18,675	4,307
March 31	10,804	2,499	2,320	519	2,843	737	15,967	3,755
December 31, 2009	8,354	1,911	2,929	886	2,965	859	14,248	3,656

(1)	Includes repurchase demands on 1,495 loans totaling $291 million and 1,536 loans totaling $322 million at December 31, 2010, and December 31, 2009, respectively, received from investors on mortgage servicing rights acquired from other originators. We have the right of recourse against the seller for these repurchase demands and would incur a loss only for counterparty risk associated with the seller.

(2)	As part of our representations and warranties in our loan sales contracts, we represent that certain loans have mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer, the lack of insurance may result in a repurchase demand from an investor.

(3)	While original loan balance related to these demands is presented above, the establishment of the repurchase reserve is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.

     The level of repurchase demands outstanding at December 31, 2010, was down from a year ago in both number of outstanding loans and in total dollar balances as we continued to work through the demands. Customary with industry practice, we have the right of recourse against correspondent lenders with respect to representations and warranties. Of the repurchase demands presented in Table 33, approximately 20% relate to loans purchased from correspondent lenders. Due primarily to the financial difficulties of some correspondent lenders, we typically recover on average approximately 50% of losses from these lenders. Historical recovery rates as well as projected lender performance are incorporated in the establishment of our mortgage repurchase liability.
     Our liability for repurchases, included in “Accrued expenses and other liabilities” in our consolidated financial statements, was $1.3 billion and $1.0 billion at December 31, 2010 and 2009, respectively. In 2010, $1.6 billion of additions to the liability were recorded, which reduced net gains on mortgage loan origination/sales activities. Our additions to the repurchase liability in 2010 reflect updated assumptions about the losses we expect on repurchases and future demands, particularly on the 2006-2008 vintages.
     We believe we have a high quality residential mortgage loan servicing portfolio. Of the $1.8 trillion in the residential mortgage loan servicing portfolio at December 31, 2010, 92% was current, less than 2% was subprime at origination, and approximately 1% was home equity securitizations. Our combined delinquency and foreclosure rate on this portfolio was 8.02% at December 31, 2010, compared with 8.96% at December 31, 2009. In this portfolio 7% are private securitizations where we originated the loan and therefore have some repurchase risk; 58% of these loans are from 2005 vintages or earlier (weighted average age of 63 months); 81% were prime at origination; and approximately 70% are jumbo loans. The weighted-average LTV as of December 31, 2010, was 72%. In addition, the highest risk segment of these private securitizations are the subprime loans originated in 2006 and 2007. These subprime loans have seller representations and warranties and currently have LTVs close to or exceeding 100%, and represent 8% of the 7% private securitization portion of the residential mortgage servicing portfolio. We had only $114 million of repurchases related to private securitizations in 2010. Of the servicing portfolio, 4% is non-agency acquired servicing and 3% is private whole loan sales. We did not underwrite and securitize the non-agency acquired servicing and therefore we have no obligation on that portion of our servicing portfolio to the investor for any repurchase demands arising from origination practices.
     Table 34 summarizes the changes in our mortgage repurchase reserve.

Risk Management – Credit Risk Management (continued)

Table 34:  Changes in Mortgage Repurchase Liability

	Quarter ended
	Dec. 31	,	Sept. 30	,	June 30	,	Mar. 31	,	Year ended December 31		,
(in millions)	2010		2010		2010		2010		2010	2009

Balance, beginning of period	$1,331		1,375		1,263		1,033		1,033	620	(1)
Provision for repurchase losses:
Loan sales	35		29		36		44		144	302
Change in estimate - primarily due to credit deterioration	429		341		346		358		1,474	625

Total additions	464		370		382		402		1,618	927
Losses	(506)		(414)		(270)		(172)		(1,362)	(514)

Balance, end of period	$1,289		1,331		1,375		1,263		1,289	1,033

(1)	Reflects purchase accounting refinements.

     The mortgage repurchase liability of $1.3 billion at December 31, 2010, represents our best estimate of the probable loss that we may incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. There may be a range of reasonably possible losses in excess of the estimated liability that cannot be estimated with confidence. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. For additional information on our repurchase liability, see the “Critical Accounting Policies – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.
     The repurchase liability is only applicable to loans we originated and sold with representations and warranties. Most of these loans are included in our servicing portfolio. Our repurchase liability estimate involves consideration of many factors that influence the key assumptions of what our repurchase volume may be and what loss on average we may incur. Those key assumptions and the sensitivity of the liability to immediate adverse changes in them at December 31, 2010, are presented in Table 35.

Table 35:  Mortgage Repurchase Liability – Sensitivity/Assumptions

Mortgage
repurchase
(in millions)	liability

Balance at December 31, 2010	$1,289
Loss on repurchases (1)	36.0%
Increase in liability from:
10% higher losses	$145
25% higher losses	362
Repurchase rate assumption	0.3%
Increase in liability from:
10% higher repurchase rates	$108
25% higher repurchase rates	269

(1)	Represents total estimated average loss rate on repurchased loans, net of recovery from third party originators, based on historical experience and current economic conditions. The average loss rate includes the impact of repurchased loans for which no loss is expected to be realized.

     To the extent that economic conditions and the housing market do not recover or future investor repurchase demands and appeals success rates differ from past experience, we could continue to have increased demands and increased loss severity on repurchases, causing future additions to the repurchase liability. However, some of the underwriting standards that were permitted by the GSEs for conforming loans in the 2006 through 2008 vintages, which significantly contributed to recent levels of repurchase demands, were tightened starting in mid to late 2008. Accordingly, we do not expect a similar rate of repurchase requests from the 2009 and prospective vintages, absent deterioration in economic conditions or changes in investor behavior.

RISKS RELATING TO SERVICING ACTIVITIES In addition to servicing loans in our portfolio, we act as servicer and/or master servicer of residential mortgage loans included in GSE-guaranteed mortgage securitizations, GNMA-guaranteed mortgage securitizations and private label mortgage securitizations, as well as for unsecuritized loans owned by institutional investors. The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payment due from borrowers, (2) advance certain delinquent payments of principal and interest, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, and (5) foreclose on defaulted mortgage loans or, to the extent consistent with the documents governing a securitization, consider alternatives to foreclosure, such as loan modifications or short sales. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, (2) consult with each servicer and use reasonable efforts to cause the servicer to observe its servicing obligations, (3) prepare monthly distribution statements to security holders and, if required by the securitization documents, certain periodic reports required to be filed with the Securities and Exchange Commission (SEC), (4) if required by the securitization documents, calculate distributions and loss allocations on the mortgage-backed securities, (5) prepare tax and information returns of the securitization trust, and (6) advance amounts required by non-affiliated servicers who fail to perform their advancing obligations.
     Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, most private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or for errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or any of our acts or omissions that involve willful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan.
     During fourth quarter 2010, we completed our review of our foreclosure procedures related to affidavit preparation and execution. We identified practices where final steps relating to the execution of foreclosure affidavits, as well as some aspects of the notarization process were not adhered to. However, we do not believe that any of these practices led to unwarranted foreclosures. In addition, we have enhanced those procedures to help ensure that foreclosure affidavits are properly prepared, reviewed, and signed.
     Any re-execution or redelivery of any documents in connection with foreclosures will involve costs that may not be legally or otherwise reimbursable to us to the extent they relate to securitized mortgage loans. Further, if the validity of any foreclosure action is challenged by a borrower, whether successfully or not, we may incur significant litigation costs, which may not be reimbursable to us to the extent they relate to securitized mortgage loans. In addition, if a court were to overturn a foreclosure due to errors or deficiencies in the foreclosure process, we may have liability to the borrower if the required process was not followed and such failure resulted in damages to the borrower. We could also have liability to a title insurer that insured the title to the property sold in foreclosure. Any such liabilities may not be reimbursable to us to the extent they relate to a securitized mortgage loan.
     Other concerns cited within recent press reports are that securitization loan files may be lacking mortgage notes, assignments or other critical documents required to be produced on behalf of the trust. Although we believe that we delivered all documents in accordance with the requirements of each securitization involving our mortgage loans, if any required document with respect to a securitized mortgage loan sold by us is missing or defective, we would be obligated to cure the defect or to repurchase the loan.
     Some commentators also have suggested that the common industry practice of recording a mortgage in the name of Mortgage Electronic Registration Systems, Inc. (MERS) creates issues regarding whether a securitization trust has good title to the mortgage loan. MERS is a company that acts as mortgagee of record and as agent for the owner of the related mortgage note. When mortgage notes are assigned, such as between an originator and a securitization trust, the change of ownership is recorded electronically on a register maintained by MERS, which then acts as agent for the new owner. The purpose of MERS is to save borrowers and lenders from having to record assignments of mortgages in county land offices each time ownership of the mortgage note is assigned. Although MERS has been in existence and used for many years, it has recently been suggested by some commentators that having a mortgagee of record that is different from the owner of the mortgage note “breaks the chain of title” and clouds the ownership of the loan. We do not believe that to be the case, and believe that the operative legal principle is that the ownership of a mortgage follows the ownership of the mortgage note, and that a securitization trust should have good title to a mortgage loan if the note is endorsed and delivered to it, regardless of whether MERS is the mortgagee of record or whether an assignment of mortgage is recorded to the trust.

Risk Management – Credit Risk Management (continued)

However, in order to foreclose on the mortgage loan, it may be necessary for an assignment of the mortgage to be completed by MERS to the trust, in order to comply with state law requirements governing foreclosure. A delay by a servicer in processing any related assignment of mortgage to the trust could delay foreclosure, with adverse effects to security holders and potential for servicer liability. Our practice is to obtain assignments of mortgages from MERS during the foreclosure process.
     The FRB and OCC have completed a joint interagency horizontal examination of foreclosure processing at large mortgage servicers, including Wells Fargo, to evaluate the adequacy of their controls and governance over bank foreclosure processes, including compliance with applicable federal and state law. The OCC and other federal banking regulators are finalizing actions that will incorporate remedial requirements and sanctions with respect to servicers within their relevant jurisdictions for identified deficiencies.

Asset/Liability Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO), which oversees these risks and reports periodically to the Finance Committee of the Board of Directors (Board), consists of senior financial and business executives. Each of our principal business groups has its own asset/liability management committee and process linked to the Corporate ALCO process.
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
     We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2010, our most recent simulation indicated estimated earnings at risk of approximately 5% of our most likely earnings plan over the next 12 months using a scenario in which the federal funds rate rises to 4.25% and the 10-year Constant Maturity Treasury bond yield rises to 5.10%. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our hedging strategies for MSRs. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.
     We use exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair value of these derivatives as of December 31, 2010 and 2009, are presented in Note 15 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in three main ways:
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
MORTGAGE BANKING INTEREST RATE AND MARKET RISK We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. Based on market conditions and other factors, we reduce credit and liquidity risks by selling or securitizing some or all of the long-term fixed-rate mortgage loans we originate and most of the ARMs we originate. On the other hand, we may hold originated ARMs and fixed-rate mortgage loans in our loan portfolio as an investment for our growing base of core deposits. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs or fixed-rate mortgages as part of our corporate asset/liability management. We may also acquire and add to our securities available for sale a portion of the securities issued at the time we securitize MHFS.
     Notwithstanding the continued downturn in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue remained strong, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during the year.
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
     We measure MHFS at fair value for prime MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. At December 31, 2008, we measured at fair value similar MHFS acquired from Wachovia. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for prime MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2009 and 2010, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale. In addition, in 2010, we have originated certain prime agency-eligible loans to be held for investment as part of our asset/liability management strategy.
     We initially measure all of our MSRs at fair value and carry substantially all of them at fair value depending on our strategy for managing interest rate risk. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs carried at fair value reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. The valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. See “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” section of this Report for additional information. Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs, including prepayment speeds, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements.
     A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income for MSRs carried at fair value, net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs. We may choose not to fully hedge all the potential decline in the value of our MSRs resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” An increase in interest rates generally reduces the propensity for refinancing, extends the expected duration of the servicing portfolio and therefore increases the estimated fair value of the MSRs. However, an increase in interest rates can also reduce mortgage loan demand and therefore reduce origination income.
     The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2010, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.
     Mortgage forward contracts are designed to pass the full economics of the underlying reference mortgage securities to the holder of the contract, including both the directional gain or loss

Risk Management – Asset/Liability Management (continued)

from the forward delivery of the reference securities and the corresponding carry income. Carry income represents the contract’s price accretion from the forward delivery price to the current spot price including both the yield earned on the reference securities and the market implied cost of financing during the period. The actual amount of carry income earned on the hedge each quarter will depend on the amount of the underlying asset that is hedged and the particular instruments included in the hedge. The level of carry income is driven by the slope of the yield curve and other market driven supply and demand factors affecting the specific reference securities. A steep yield curve generally produces higher carry income while a flat or inverted yield curve can result in lower or potentially negative carry income. The level of carry income is also affected by the type of instrument used. In general, mortgage forward contracts tend to produce higher carry income than interest rate swap contracts. Carry income is recognized over the life of the mortgage forward as a component of the contract’s mark to market gain or loss.
     Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires sophisticated modeling and constant monitoring. While we attempt to balance these various aspects of the mortgage business, there are several potential risks to earnings:
•	Valuation changes for MSRs associated with interest rate changes are recorded in earnings immediately within the accounting period in which those interest rate changes occur, whereas the impact of those same changes in interest rates on origination and servicing fees occur with a lag and over time. Thus, the mortgage business could be protected from adverse changes in interest rates over a period of time on a cumulative basis but still display large variations in income from one accounting period to the next.

•	The degree to which the “natural business hedge” offsets valuation changes for MSRs is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.

•	Origination volumes, the valuation of MSRs and hedging results and associated costs are also affected by many factors. Such factors include the mix of new business between ARMs and fixed-rate mortgages, the relationship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.

•	While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARMs production held for sale from changes in mortgage interest rates may or may not be fully offset by Treasury and LIBOR index-based financial instruments used as economic hedges for such ARMs. Additionally, the hedge-carry income we earn on our economic hedges for the MSRs may not continue if the spread between short-term and long-term rates decreases, we shift composition of the hedge to more interest rate swaps, or there are other changes in the market for mortgage forwards that affect the implied carry.
     The total carrying value of our residential and commercial MSRs was $15.9 billion and $17.1 billion at December 31, 2010 and 2009, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 5.39% and 5.66% at December 31, 2010 and 2009, respectively. Our total MSRs were 0.86% of mortgage loans serviced for others at December 31, 2010, compared with 0.91% at December 31, 2009.
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
     Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we employ forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.
MARKET RISK – TRADING ACTIVITIES From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives used in our trading businesses are carried at fair value. The Institutional Risk Committee establishes and monitors counterparty risk limits. The credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2010 and 2009 are included in Note 15 (Derivatives) to Financial Statements in this Report. Open, “at risk” positions for all trading businesses are monitored by Corporate ALCO.
     The standardized approach for monitoring and reporting market risk for the trading activities consists of value-at-risk (VaR) metrics complemented with factor analysis and stress testing. VaR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VaR at a 99% confidence interval based on actual changes in rates and prices over the past 250 trading days. The analysis captures all financial instruments that are considered trading positions. The average one-day VaR throughout 2010 was $32 million, with a lower bound of $22 million and an upper bound of $52 million. The average VaR for fourth quarter 2010 was $30 million, with a lower bound of $22 million and an upper bound of $38 million.
MARKET RISK – EQUITY MARKETS We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board. The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews the valuations of these investments at least quarterly and assesses them for possible OTTI. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Nonmarketable investments include private equity investments accounted for under the cost method and equity method. Private equity investments are subject to OTTI. Principal investments are carried at fair value with net unrealized gains and losses reported in noninterest income.
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
      Table 36 provides information regarding our marketable and nonmarketable equity investments.
Table 36:  Marketable and Nonmarketable Equity Investments

	December 31		,
(in millions)	2010	2009

Nonmarketable equity investments:
Private equity investments:
Cost method	$3,240	3,808
Equity method	7,624	5,138
Federal bank stock	5,254	5,985
Principal investments	305	1,423

Total nonmarketable equity investments (1)	$16,423	16,354

Marketable equity securities:
Cost	$4,258	4,749
Net unrealized gains	931	843

Total marketable equity securities (2)	$5,189	5,592

(1)	Included in other assets on the balance sheet. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for additional information.

(2)	Included in securities available for sale. See Note 5 (Securities Available for Sale) to Financial Statements in this Report for additional information.

Risk Management – Asset/Liability Management (continued)

LIQUIDITY AND FUNDING The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under unpredictable circumstances of industry or market stress. To achieve this objective, the Corporate ALCO establishes and monitors liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. We set these guidelines for both the consolidated balance sheet and for the Parent to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.
     Unencumbered debt and equity securities in the securities available-for-sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 6.1 years at December 31, 2010. Of the $160.1 billion (cost basis) of debt securities in this portfolio at December 31, 2010, $32.6 billion (20%) is expected to mature or be prepaid in 2011 and an additional $20.4 billion (13%) in 2012. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the Federal Home Loan Banks (FHLB) and the FRB. In 2010, we sold mortgage loans of $363 billion. The amount of mortgage loans and other consumer loans available to be sold, securitized or pledged was approximately $236 billion at December 31, 2010.
     Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. Average core deposits funded 62.9% and 60.4% of average total assets in 2010 and 2009, respectively.
     Additional funding is provided by long-term debt (including trust preferred securities), other foreign deposits, and short-term borrowings. Long-term debt averaged $185.4 billion in 2010 and $231.8 billion in 2009. Short-term borrowings averaged $46.8 billion in 2010 and $52.0 billion in 2009.
     We anticipate making capital expenditures of approximately $1.5 billion in 2011 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including retained earnings and borrowings.
     Liquidity is also available through our ability to raise funds in a variety of domestic and international money and capital markets. We access capital markets for long-term funding through issuances of registered debt securities, private placements and asset-backed secured funding. Investors in the long-term capital markets generally will consider, among other factors, a company’s debt rating in making investment decisions. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, the level and quality of earnings, and rating agency assumptions regarding the probability and extent of Federal financial assistance or support for certain large financial institutions. Adverse changes in these factors could result in a reduction of our credit rating; however, a reduction in credit rating would not cause us to violate any of our debt covenants. See the “Risk Factors” section of this Report for additional information regarding recent legislative developments and our credit ratings.
     We continue to evaluate the potential impact on liquidity management of regulatory proposals, including Basel III and those required under the Dodd-Frank Act, as they move closer to the final rule-making process.
Parent Under SEC rules, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. “Well-known seasoned issuers” generally include those companies with a public float of common equity of at least $700 million or those companies that have issued at least $1 billion in aggregate principal amount of non-convertible securities, other than common equity, in the last three years. In June 2009, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt. During 2010, the Parent issued $1.3 billion in non-guaranteed registered senior notes. In February 2011, the Parent remarketed $2.5 billion of junior subordinated notes in connection with Wachovia’s 2006 issuance of 5.80% Fixed-to-floating rate Wachovia Income Trust hybrid securities. The junior subordinated notes were exchanged with Wells Fargo for newly issued senior notes.
     The proceeds from securities issued in 2010 were used for general corporate purposes, and we expect that the proceeds from securities issued in the future will also be used for the same purposes. The Parent also issues commercial paper from time to time, subject to its short-term debt limit.
     Table 37 provides information regarding the Parent’s medium-term note (MTN) programs. The Parent may issue senior and subordinated debt securities under Series I & J, and the European and Australian programmes. Under Series K, the Parent may issue senior debt securities linked to one or more indices.

Table 37:  Medium-Term Note (MTN) Programs

		December 31, 2010
		Debt	Available
	Date	issuance	for
(in billions)	established	authority	issuance

MTN program:
Series I & J (1)	August 2009	$25.0	21.8
Series K (1)	April 2010	25.0	24.7
European (2)	December 2009	25.0	25.0
Australian (2)(3)	June 2005	10.0	6.8

(1)	SEC registered.
(2)	Not registered with the SEC. May not be offered in the United States without applicable exemptions from registration. The Australian MTN amounts are presented in Australian dollars.
(3)	As amended in October 2005 and March 2010.

Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $125 billion in outstanding long-term debt. In December 2007, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in long-term senior or subordinated notes. At December 31, 2010, Wells Fargo Bank, N.A. had remaining issuance capacity on the bank note program of $50 billion in short-term senior notes and $50 billion in long-term senior or subordinated notes. Securities are issued under this program as private placements in accordance with Office of the Comptroller of the Currency (OCC) regulations.

Wells Fargo Financial Canada Corporation In January 2010, Wells Fargo Financial Canada Corporation (WFFCC), an indirect wholly owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions CAD$7.0 billion in medium-term notes for distribution from time to time in Canada. At December 31, 2010, CAD$7.0 billion remained available for future issuance. All medium-term notes issued by WFFCC are unconditionally guaranteed by the Parent.
FEDERAL HOME LOAN BANK MEMBERSHIP We are a member of the Federal Home Loan Banks based in Dallas, Des Moines and San Francisco (collectively, the FHLBs). Each member of each of the FHLBs is required to maintain a minimum investment in capital stock of the applicable FHLB. The board of directors of each FHLB can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Board. Because the extent of any obligation to increase our investment in any of the FHLBs depends entirely upon the occurrence of a future event, potential future payments to the FHLBs are not determinable.

Capital Management

We have an active program for managing stockholders’ equity and regulatory capital and we maintain a comprehensive process for assessing the Company’s overall capital adequacy. We generate capital internally primarily through the retention of earnings net of dividends. Our objective is to maintain capital levels at the Company and its bank subsidiaries above the regulatory “well-capitalized” thresholds by an amount commensurate with our risk profile. Our potential sources of stockholders’ equity include retained earnings and issuances of common and preferred stock. Retained earnings increased $10.4 billion from December 31, 2009, predominantly from Wells Fargo net income of $12.4 billion, less common and preferred dividends of $1.8 billion. During 2010, we issued approximately 87 million shares of common stock, with net proceeds of $1.4 billion, including 28 million shares during the period under various employee benefit (including our employee stock option plan) and director plans, as well as under our dividend reinvestment and direct stock purchase programs.
     On April 29, 2010, following stockholder approval, the Company amended its certificate of incorporation to provide for an increase in the number of shares of the Company’s common stock authorized for issuance from 6 billion to 9 billion.
     From time to time the Board authorizes the Company to repurchase shares of our common stock. Although we announce when the Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and regulatory and legal considerations. The FRB published clarifying supervisory guidance in first quarter 2009 and amended in December 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to the FRB’s criteria, assessment and approval process for reductions in capital. As with all 19 participants in the FRB’s Supervisory Capital Assessment Program (SCAP), under this supervisory letter, before repurchasing our common shares, we must consult with the FRB staff and demonstrate that the proposed actions are consistent with the existing supervisory guidance, including demonstrating that our internal capital assessment process is consistent with the complexity of our activities and risk profile. In 2008, the Board authorized the repurchase of up to 25 million additional shares of our outstanding common stock. During 2010, we repurchased 3 million shares of our common stock, all from our employee benefit plans. At December 31, 2010, the total remaining common stock repurchase authority from the 2008 authorization was approximately 3 million shares.
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
     In connection with our participation in the TARP Capital Purchase Program (CPP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an exercise price of $34.01 per share expiring on October 28, 2018. On May 26, 2010, in an auction by the U.S. Treasury, we purchased 70,165,963 of the warrants at a price of $7.70 per warrant. In addition, we purchased 651,244 warrants from the open market throughout the year. At December 31, 2010, 39,444,481 warrants were outstanding and exercisable. In June 2010, the Board authorized the purchase of up to $1 billion of the warrants, including the warrants purchased in the auction. As of December 31, 2010, $455 million of that authority remained. Depending on market conditions, we may purchase from time to time additional warrants and/or our outstanding debt securities in privately negotiated or open market transactions, by tender offer or otherwise.
     The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2010, the Company and each of our subsidiary banks were “well capitalized” under applicable regulatory capital adequacy guidelines. See Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.
     Current regulatory RBC rules are based primarily on broad credit-risk considerations and limited market-related risks, but do not take into account other types of risk a financial company may be exposed to. Our capital adequacy assessment process contemplates a wide range of risks that the Company is exposed to and also takes into consideration our performance under a variety of economic conditions, as well as regulatory expectations and guidance, rating agency viewpoints and the view of capital market participants.
     Wells Fargo was a participant in the FRB’s Capital Plan Review in December 2010. We submitted a Capital Plan Review including proposed future dividends and share repurchase programs to the FRB on January 7, 2011. We cannot guarantee whether or when the FRB will approve our Capital Plan Review or what other conditions the FRB may impose on us in order to increase our common stock dividend or repurchase shares.
     In July 2009, the Basel Committee on Bank Supervision published an additional set of international guidelines for review known as Basel III and finalized these guidelines in December 2010. The additional guidelines were developed in response to the financial crisis of 2009 and 2010 and address many of the weaknesses identified in the banking sector as contributing to the crisis including excessive leverage, inadequate and low quality capital and insufficient liquidity buffers. The U.S. regulatory bodies are reviewing the final international standards and final U.S. rulemaking is expected to be completed in 2011. Although uncertainty exists regarding the final rules, we are evaluating the impact of Basel III on our capital ratios based on our interpretation of the proposed capital requirements and expect to be above a 7% Tier 1 common equity ratio under Basel III within the next few quarters.
     We are well underway toward Basel II and Basel III implementation and are currently on schedule to enter the parallel run phase of Basel II in 2012 with regulatory approval. Our delayed entry into the parallel run phase was approved by the FRB in 2010 as a result of the acquisition of Wachovia.
     At December 31, 2010, stockholders’ equity and Tier 1 common equity levels were higher than the quarter ending prior to the Wachovia acquisition. During 2009, as regulators and the market focused on the composition of regulatory capital, the Tier 1 common equity ratio gained significant prominence as a metric of capital strength. There is no mandated minimum or “well capitalized” standard for Tier 1 common equity; instead the RBC rules state voting common stockholders’ equity should be the dominant element within Tier 1 common equity. Tier 1 common equity was $81.3 billion at December 31, 2010, or 8.30% of risk-weighted assets, an increase of $15.8 billion from December 31, 2009. Table 38 provides the details of the Tier 1 common equity calculation.

Table 38:  Tier 1 Common Equity (1)

		December 31	,
(in billions)		2010	2009

Total equity		$127.9	114.4
Noncontrolling interests		(1.5)	(2.6)

Total Wells Fargo stockholders’ equity		126.4	111.8

Adjustments:
Preferred equity		(8.1)	(8.1)
Goodwill and intangible assets (other than MSRs)		(35.5)	(37.7)
Applicable deferred taxes		4.3	5.3
Deferred tax asset limitation		—	(1.0)
MSRs over specified limitations		(0.9)	(1.6)
Cumulative other comprehensive income		(4.6)	(3.0)
Other		(0.3)	(0.2)

Tier 1 common equity	(A)	$81.3	65.5

Total risk-weighted assets (2)	(B)	$980.0	1,013.6

Tier 1 common equity to total risk-weighted assets	(A)/(B)	8.30%	6.46

(1)	Tier 1 common equity is a non-generally accepted accounting principle (GAAP) financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Tier 1 common equity includes total Wells Fargo stockholders’ equity, less preferred equity, goodwill and intangible assets (excluding MSRs), net of related deferred taxes, adjusted for specified Tier 1 regulatory capital limitations covering deferred taxes, MSRs, and cumulative other comprehensive income. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Six of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:
•	the allowance for credit losses;

•	purchased credit-impaired (PCI) loans;

•	the valuation of residential mortgage servicing rights (MSRs);

•	liability for mortgage loan repurchase losses;

•	the fair valuation of financial instruments; and

•	income taxes.
     Management has reviewed and approved these critical accounting policies and has discussed these policies with the Board’s Audit and Examination Committee.
Allowance for Credit Losses
The allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date, excluding loans carried at fair value. We develop and document our allowance methodology at the portfolio segment level. Our loan portfolio consists of a commercial loan portfolio segment and a consumer loan portfolio segment.
     We employ a disciplined process and methodology to establish our allowance for credit losses. The total allowance for credit losses considers both impaired and unimpaired loans. While our methodology attributes portions of the allowance to specific portfolio segments, the entire allowance for credit losses is available to absorb credit losses inherent in the total loan portfolio. No single statistic or measurement determines the adequacy of the allowance for credit losses.
COMMERCIAL PORTFOLIO SEGMENT The allowance for credit losses for unimpaired commercial loans is estimated through the application of loss factors to loans based on credit risk rating for each loan. In addition, the allowance for credit losses for unfunded commitments, including letters of credit, is estimated by applying these loss factors to loan equivalent exposures. The loss factors reflect the estimated default probability and quality of the underlying collateral. The loss factors used are statistically derived through the observation of historical losses incurred for loans within each credit risk rating over a relevant specified period of time. As appropriate, we adjust or supplement these loss factors and estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios.
     The allowance also includes an amount for estimated credit losses on impaired loans such as nonaccrual loans and loans that have been modified in a TDR, whether on accrual or nonaccrual status.
CONSUMER PORTFOLIO SEGMENT Loans are pooled generally by product type with similar risk characteristics. Losses are estimated using forecasted losses to represent our best estimate of inherent loss based on historical experience, quantitative and other mathematical techniques over the loss emergence period. Each business group exercises significant judgment in the determination of the credit loss estimation model that fits the credit risk characteristics of its portfolio. We use both internally developed and vendor supplied models in this process. We often use roll rate or net flow models for near-term loss projections, and vintage-based models, behavior score models, and time series or statistical trend models for longer-term projections. Management must use judgment in establishing additional input metrics for the modeling processes, considering further stratification into sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. In addition, we establish an allowance for consumer loans modified in a TDR, whether on accrual or nonaccrual status.
     The models used to determine the allowance are validated by an independent internal model validation group operating in accordance with Company policies.
OTHER ACL MATTERS An allowance for impaired consumer and commercial loans that have been modified in a TDR is measured based on an estimate of cash flows, both principal and interest, expected to be collected or an assessment of the fair value of collateral underlying the impaired loan, if applicable. Management exercises significant judgment to develop these estimates.
     Commercial and consumer PCI loans may require an allowance subsequent to their acquisition. This allowance requirement is due to probable decreases in expected principal and interest cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions).
     The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends.
SENSITIVITY TO CHANGES Changes in the allowance for credit losses and, therefore, in the related provision expense can materially affect net income. The establishment of the allowance for credit losses relies on a consistent quarterly process that requires significant management review and judgment. Management considers changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, economic factors or business decisions, such as the addition or liquidation of a loan product or business unit, may affect the loan portfolio, causing management to provide or release amounts from the allowance for credit losses.
     The allowance for credit losses for commercial loans, including unfunded credit commitments (individually risk weighted) is sensitive to credit risk ratings assigned to each credit exposure. Commercial loan risk ratings are evaluated based on each situation by experienced senior credit officers and are subject to periodic review by an independent internal team of credit specialists.
     The allowance for credit losses for consumer loans (statistically modeled) is sensitive to economic assumptions and delinquency trends. Forecasted losses are modeled using a range of economic scenarios.
     Assuming a one risk rating downgrade throughout our commercial portfolio segment, a stressed economic scenario for modeled losses on our consumer portfolio segment and incremental deterioration in our PCI portfolio could imply an additional allowance requirement of approximately $10.7 billion.
     Assuming a one risk rating upgrade throughout our commercial portfolio segment and a strong recovery economic scenario for modeled losses on our consumer portfolio segment could imply a reduced allowance requirement of approximately $4.5 billion.
     The sensitivity analyses provided are hypothetical scenarios and are not considered probable. They do not represent management’s view of inherent losses in the portfolio as of the balance sheet date. Because significant judgment is used, it is possible that others performing similar analyses could reach different conclusions.
     See the “Risk Management – Credit Risk Management” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of our allowance.
Purchased Credit-Impaired (PCI) Loans
Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Our PCI loans represent loans acquired in the Wachovia merger that were deemed to be credit-impaired. PCI loans are initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the historical allowance for credit losses related to these loans was not carried over.
     Management evaluated whether there was evidence of credit quality deterioration as of the purchase date using indicators such as past due and nonaccrual status, commercial risk ratings, recent borrower credit scores and recent loan-to-value percentages.
     The fair value at acquisition was based on an estimate of cash flows, both principal and interest, expected to be collected, discounted at the prevailing market rate of interest. We estimated the cash flows expected to be collected at acquisition using our internal credit risk, interest rate risk and prepayment risk models, which incorporate our best estimate of current key assumptions, such as property values, default rates, loss severity and prepayment speeds.
     Substantially all commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
     The excess of cash flows expected to be collected over the carrying value (estimated fair value at acquisition date) is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
     Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to our initial estimate of fair value. We must apply judgment to develop our estimates of cash flows for PCI loans given the impact of home price and property value changes, changing loss severities, modification activity, and prepayment speeds.
     If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income.
     Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed TDRs. Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting if there has been a concession granted in excess of the original nonaccretable difference.

Critical Accounting Policies (continued)

     The amount of cash flows expected to be collected and, accordingly, the adequacy of the allowance for loan loss due to certain decreases in cash flows expected to be collected, is particularly sensitive to changes in loan credit quality. The sensitivity of the overall allowance for credit losses, including PCI loans, is presented in the preceding section, “Critical Accounting Policies – Allowance for Credit Losses.”
     PCI loans that were classified as nonperforming loans by Wachovia are no longer classified as nonperforming because, at acquisition, we believe we will fully collect the new carrying value of these loans and due to the existence of the accretable yield. It is important to note that judgment is required to classify PCI loans as performing and is dependent on having a reasonable expectation about the timing and amount of cash flows expected to be collected, even if the loan is contractually past due.
     See the “Risk Management – Credit Risk Management” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of PCI loans.
Valuation of Residential Mortgage Servicing Rights
Mortgage servicing rights (MSRs) are assets that represent the rights to service mortgage loans for others. We recognize MSRs when we purchase servicing rights from third parties, or retain servicing rights in connection with the sale or securitization of loans we originate (asset transfers). We also have MSRs acquired in the past under co-issuer agreements that provide for us to service loans that were originated and securitized by third-party correspondents. We initially measure and carry substantially all of our MSRs related to residential mortgage loans at fair value.
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
     To reduce the sensitivity of earnings to interest rate and market value fluctuations, we may use securities available for sale and free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of MSRs, with the resulting gains or losses reflected in income. Changes in the fair value of the MSRs from changing mortgage interest rates are generally offset by gains or losses in the fair value of the derivatives and the particular instruments used to hedge the MSRs. In addition, we also consider origination volume in our risk management strategy as it tends to act as a “natural hedge.” For example, as interest rates decline, servicing values generally decrease and fees from origination volume tend to increase. Conversely, as interest rates increase, the fair value of the MSRs generally increases, while fees from origination volume tend to decline. See the “Risk Management – Mortgage Banking Interest Rate and
Market Risk” section in this Report for discussion of the timing of the effect of changes in mortgage interest rates.
     Net servicing income, a component of mortgage banking noninterest income, includes the changes from period to period in fair value of both our residential MSRs and the free-standing derivatives (economic hedges) used to hedge our residential MSRs. Changes in the fair value of residential MSRs from period to period result from (1) changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs), and (2) other changes, representing changes due to collection/realization of expected cash flows.
     We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an independent internal model validation group operating in accordance with Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed – a key assumption in the model – is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate used to determine the present value of estimated future net servicing income – another key assumption in the model – is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment.
     The valuation and sensitivity of MSRs is discussed further in Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 16 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
Liability for Mortgage Loan Repurchase Losses
We sell residential mortgage loans to various parties, including (1) Freddie Mac and Fannie Mae (GSEs), which include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) special purpose entities that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed mortgage loans, which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with FHA and VA contain provisions that include various representations and warranties regarding the origination and characteristics of the mortgage loans. Although the specific representations and warranties vary among different sales, insurance or guarantee agreements, they typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, compliance with applicable origination laws, and other matters. For more information about these loan sales and the related risks that may result in liability see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.
     We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Typically, we would only be required to repurchase securitized loans if any such breach is deemed to have material and adverse effect on the value of the mortgage loan or to the interests of the security holders in the mortgage loan. The time periods specified in our mortgage loan sales contracts to respond to repurchase requests vary, but are generally 90 days or less. While many contracts do not include specific remedies if the applicable time period for a response is not met, contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan for which the required documents are not delivered or are defective. Upon receipt of a repurchase request, we work with securitization trusts, investors or insurers to arrive at a mutually agreeable resolution. Repurchase demands are typically reviewed on an individual loan by loan basis to validate the claims made by the securitization trust, investor or insurer, and to determine whether a contractually required repurchase event occurred. Occasionally, in lieu of conducting the loan level evaluation, we may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We manage the risk associated with potential repurchases or other forms of settlement through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor and secondary market standards.
     We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors incorporate estimated levels of defects based on internal quality assurance sampling, default expectations, historical investor repurchase demand and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a liability at the time loans are sold and continually update our liability estimate during their life. Although investors may demand repurchase at any time, the majority of repurchase demands occur in the first 24 to 36 months following origination of the mortgage loan and can vary by investor. Most repurchases under our representation and warranty provisions are attributable to borrower misrepresentations and appraisals obtained at origination that investors believe do not fully comply with applicable industry standards.
     Although, to date, repurchase demands with respect to private label mortgage-backed securities have been more limited than with respect to GSE-guaranteed securities, it is possible that requests to repurchase mortgage loans in private label securitizations may increase in frequency as investors explore every possible avenue to recover losses on their securities. In addition, the Federal Housing Finance Agency, as conservator of Freddie Mac and Fannie Mae, recently used its subpoena power to request loan applications, property appraisals and other documents from large mortgage securitization industry participants, including us, relating to private label MBS in order to determine whether breaches of representations and warranties exist in those securities owned by the GSEs. We believe the risk of repurchase in our private label securitizations is substantially reduced, relative to other private label securitizations, because approximately half of the private label securitizations that include our mortgage loans do not contain representations and warranties regarding borrower or other third party misrepresentations related to the mortgage loan, general compliance with underwriting guidelines, or property valuation, which are commonly asserted bases for repurchase. We evaluate the validity and materiality of any claim of breach of representations and warranties in private label MBS that is brought to our attention and work with securitization trustees to resolve any repurchase requests. Nevertheless, we may be subject to legal and other expenses if private label securitization trustees or investors choose to commence legal proceedings in the event of disagreements.
     The mortgage loan repurchase liability at December 31, 2010, represents our best estimate of the probable loss that we may incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses are dependent on economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. For additional information on our repurchase liability, including an adverse impact analysis, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.
Fair Valuation of Financial Instruments
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential MHFS, certain commercial LHFS, principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain MHFS and LHFS, loans held for investment and certain

Critical Accounting Policies (continued)

other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.
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
     When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. However, in certain cases, when market observable inputs for model-based valuation techniques are not readily available, we are required to make judgments about assumptions market participants would use to estimate the fair value.
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
     When markets for our financial assets and liabilities become inactive because the level and volume of activity has declined significantly relative to normal conditions, it may be appropriate to adjust quoted prices. The methodology we use to adjust the quoted prices generally involves weighting the quoted prices and results of internal pricing techniques, such as the net present value of future expected cash flows (with observable inputs, where available) discounted at a rate of return market participants require to arrive at the fair value. The more active and orderly markets for particular security classes are determined to be, the more weighting we assign to quoted prices. The less active and orderly markets are determined to be, the less weighting we assign to quoted prices.
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
     Significant judgment is also required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. When making this judgment, we consider all available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Otherwise, the classification of Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.
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
     Table 39 presents the summary of the fair value of financial instruments recorded at fair value on a recurring basis, and the amounts measured using significant Level 3 inputs (before derivative netting adjustments). The fair value of the remaining assets and liabilities were measured using valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements.
Table 39:  Fair Value Level 3 Summary

	December 31				,
	2010		2009
	Total		Total
($ in billions)	balance	Level 3 (1)	balance	Level 3 (1)

Assets carried at fair value	$293.1	47.9	277.4	52.0
As a percentage of total assets	23%	4	22	4
Liabilities carried at fair value	$21.2	6.4	21.7	6.9
As a percentage of total liabilities	2%	1	2	1

(1)	Before derivative netting adjustments.
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

Current Accounting Developments

The following accounting pronouncement has been issued by the Financial Accounting Standards Board (FASB):
•	Accounting Standards Update (ASU) 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.
ASU 2011-01 defers the effective date for disclosures on TDRs. The deferral is intended to provide the FASB with additional time to complete a separate TDRs project, with new disclosures expected to be effective for second quarter 2011. For more information on the disclosure requirements for TDRs, see the discussion on ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, in Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. Examples of forward-looking statements in this Report include, but are not limited to, statements we make about: (i) future results of the Company; (ii) future credit quality and expectations regarding future loan losses in our loan portfolios and life-of-loan estimates, including our belief that quarterly total credit losses have peaked and that our credit cycle is turning; the level and loss content of NPAs and nonaccrual loans as well as the level of inflows and outflows into NPAs; the adequacy of the allowance for credit losses, including our current expectation of future reductions in the allowance for credit losses; and the reduction or mitigation of risk in our loan portfolios and the effects of loan modification programs; (iii) the merger integration of the Company and Wachovia, including expense savings, merger costs and revenue synergies; (iv) our mortgage repurchase exposure and exposure relating to our foreclosure practices; (v) future capital levels and our expectations that we will be above a 7% Tier 1 common equity ratio under proposed Basel III capital standards within the next few quarters; (vi) the expected outcome and impact of legal, regulatory and legislative developments; and (vii) the Company’s plans, objectives and strategies.
     Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•	current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the proposed Basel III capital standards, as determined and interpreted by applicable regulatory authorities) and our ability to generate capital internally or raise capital on favorable terms;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and legislation and regulation relating to overdraft fees (and changes to our overdraft practices as a result thereof), debit card interchange fees, credit cards, and other bank services;

•	legislative proposals to allow mortgage cram-downs in bankruptcy or require other loan modifications;

•	the extent of our success in our loan modification efforts, as well as the effects of regulatory requirements or guidance regarding loan modifications or changes in such requirements or guidance;

•	the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties, and the credit quality of or losses on such repurchased mortgage loans;

•	negative effects relating to mortgage foreclosures, including changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased costs, or delays or moratoriums on foreclosures;

•	our ability to successfully integrate the Wachovia merger and realize the expected cost savings and other benefits and the effects of any delays or disruptions in systems conversions relating to the Wachovia integration;

•	our ability to realize the efficiency initiatives to lower expenses when and in the amount expected;

•	recognition of OTTI on securities held in our available-for-sale portfolio;

•	the effect of changes in interest rates on our net interest margin and our mortgage originations, MSRs and MHFS;
•	hedging gains or losses;

•	disruptions in the capital markets and reduced investor demand for mortgage loans;

•	our ability to sell more products to our customers;

•	the effect of the economic recession on the demand for our products and services;

•	the effect of the fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;

•	our election to provide support to our mutual funds for structured credit products they may hold;

•	changes in the value of our venture capital investments;

•	changes in our accounting policies or in accounting standards or in how accounting standards are to be applied or interpreted;

•	mergers, acquisitions and divestitures;

•	changes in the Company’s credit ratings and changes in the credit quality of the Company’s customers or counterparties;

•	reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations and legal actions;

•	the loss of checking and savings account deposits to other investments such as the stock market, and the resulting increase in our funding costs and impact on our net interest margin;

•	fiscal and monetary policies of the FRB; and

•	the other risk factors and uncertainties described under “Risk Factors” in this Report.
     In addition to the above factors, we also caution that there is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices and unemployment do not continue to stabilize or improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition.
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

Risk Factors

An investment in the Company involves risk, including the possibility that the value of the investment could fall substantially and that dividends or other distributions on the investment could be reduced or eliminated. We discuss below and elsewhere in this Report, as well as in other documents we file with the SEC, risk factors that could adversely affect our financial results and condition and the value of, and return on, an investment in the Company. We refer you to the Financial Review and “Forward-Looking Statements” sections and Financial Statements (and related Notes) in this Report for more information about credit, interest rate, market, litigation and other risks and to the “Regulation and Supervision” section of our 2010 Form 10-K for more information about legislative and regulatory risks. Any factor described below or elsewhere in this Report or in our 2010 Form 10-K could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2011 for material changes to the discussion of risk factors. There are factors not discussed below or elsewhere in this Report that could adversely affect our financial results and condition.
RISKS RELATING TO CURRENT ECONOMIC AND MARKET CONDITIONS
Our financial results and condition may be adversely affected by difficult business and economic conditions, particularly if home prices continue to fall or unemployment does not improve or continues to increase. Our financial performance is affected by general business and economic conditions in the U.S. and abroad, and a worsening of current business and economic conditions could adversely affect our business, results of operations, and financial condition. For example, significant declines in home prices over the last several years and continued high unemployment have resulted in elevated credit costs and have adversely affected our credit performance, financial results, and capital levels. If home prices continue to fall or unemployment does not improve or rises we would expect to incur higher than normal charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially those business borrowers that rely on the health of industries or properties that may experience deteriorating economic conditions. A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, also could adversely affect financial results for our fee-based businesses, including our mortgage, investment advisory, securities brokerage, wealth management, and investment banking businesses.
Financial and credit markets may experience a disruption or become volatile, making it more difficult to access capital markets on favorable terms. Financial and credit markets have experienced unprecedented disruption and volatility during the past several years. While market conditions have stabilized and, in many cases, improved, a disruption in, or worsening of, financial and credit market conditions, or increased volatility in financial and credit markets, may adversely affect our ability to access capital markets on favorable terms and could negatively affect our liquidity. We may raise additional capital through the issuance of common stock, which could dilute existing stockholders, or further reduce or even eliminate our common stock dividend to preserve capital or in order to raise additional capital.
Enacted legislation and regulation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position. Economic, financial, market and political conditions during the past few years have led to new legislation and regulation in the United States and in other jurisdictions outside of the United States where we conduct business. These laws and regulations may affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue in businesses or impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences.
     For example, in 2009 several legislative and regulatory initiatives were adopted that will have an impact on our businesses and financial results, including FRB amendments to Regulation E, which, among other things, affect the way we may charge overdraft fees beginning on July 1, 2010, and the enactment of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the Card Act), which, among other things, affects our ability to change interest rates and assess certain fees on card accounts. The impact of the Regulation E amendments and the Card Act could vary materially due to a variety of factors, including changes in customer behavior, economic conditions and other potential offsetting factors.
     On July 21, 2010, the Dodd-Frank Act became law. The Dodd-Frank Act, among other things, (i) establishes a new Financial Stability Oversight Council to monitor systemic risk posed by financial firms and imposes additional and enhanced FRB regulations on certain large, interconnected bank holding companies and systemically significant nonbanking firms intended to promote financial stability; (ii) creates a liquidation framework for the resolution of covered financial companies, the costs of which would be paid through assessments on surviving covered financial companies; (iii) makes significant changes to the structure of bank and bank holding company regulation and activities in a variety of areas, including prohibiting proprietary trading and private fund investment activities, subject to certain exceptions; (iv) creates a new framework for the regulation of over-the-counter derivatives and new regulations for the securitization market and strengthens the regulatory oversight of securities and capital markets by the SEC; (v) establishes the Bureau of Consumer Financial Protection within the FRB, which will have sweeping powers to administer and enforce a new federal regulatory framework of consumer financial regulation; (vi) may limit the existing pre-emption of state laws with respect to the application of such laws to national banks, makes federal pre-emption no longer applicable to operating subsidiaries of national banks, and gives state authorities, under certain circumstances, the ability to enforce state laws and federal consumer regulations against national banks; (vii) provides for increased regulation of residential mortgage activities; (viii) revises the FDIC’s assessment base for deposit insurance by changing from an assessment base defined by deposit liabilities to a risk-based system based on total assets; (ix) authorizes the FRB to issue regulations regarding the amount of any interchange transaction fee that an issuer may receive to ensure that it is reasonable and proportional to the cost incurred; and (x) includes several corporate governance and executive compensation provisions and requirements, including mandating an advisory stockholder vote on executive compensation.
     Although the Dodd-Frank Act became generally effective in July 2010, many of its provisions have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities as well as require more than 60 studies to be conducted over the next one to two years. Accordingly, in many respects the ultimate impact of the Dodd-Frank Act and its effects on the U.S. financial system and the Company will not be known for an extended period of time. Nevertheless, the Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, could result in a loss of revenue, require us to change certain of our business practices, limit our ability to pursue certain business opportunities, increase our capital requirements and impose additional assessments and costs on us, and otherwise adversely affect our business operations and have other negative consequences, including to our credit ratings to the extent the legislation reduces the probability of future Federal financial assistance or support currently assumed by the rating agencies in their credit ratings. A reduction in one or more of our credit ratings could adversely affect our ability to borrow funds and raise the costs of our borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions, which could adversely affect our ability to raise capital.
     Recently, the Obama Administration delivered a report to Congress regarding proposals to reform the housing finance market in the United States. The report, among other things, outlined various potential proposals to wind down the GSEs and reduce or eliminate over time the role of the GSEs in guaranteeing mortgages and providing funding for mortgage loans, as well as proposals to implement reforms relating to borrowers, lenders, and investors in the mortgage market, including reducing the maximum size of a loan that the GSEs can guarantee, phasing in a minimum down payment requirement for borrowers, improving underwriting standards, and increasing accountability and transparency in the securitization process. The extent and timing of any regulatory reform regarding the GSEs and the home mortgage market, as well as any effect on the Company’s business and financial results, are uncertain.
     Any other future legislation and/or regulation, if adopted, also could have a material adverse effect on our business operations, income, and/or competitive position and may have other negative consequences.
     For more information, refer to the “Regulation and Supervision” section in our 2010 Form 10-K.
Bank regulators and other regulations, including proposed Basel capital standards and FRB guidelines, may require higher capital levels, limiting our ability to pay common stock dividends or repurchase our common stock. Federal banking regulators continually monitor the capital position of banks and bank holding companies. In July 2009, the Basel Committee on Bank Supervision published a set of international guidelines for determining regulatory capital known as Basel III. These guidelines, which were finalized in December 2010, followed earlier guidelines by the Basel Committee and are designed to address many of the weaknesses identified in the banking sector as contributing to the financial crisis of 2008 – 2010 by, among other things, increasing minimum capital requirements, increasing the quality of capital, increasing the risk coverage of the capital framework, and increasing standards for the supervisory review process and public disclosure.
     In 2010, the FRB issued guidelines for evaluating proposals by large bank holding companies, including the Company, to undertake capital actions in 2011, such as increasing dividend payments or repurchasing or redeeming stock. Pursuant to those FRB guidelines, the Company submitted a proposed Capital Plan Review to the FRB. The FRB is expected to undertake these capital plan reviews on a regular basis in the future. There can be no assurance that the FRB will respond favorably to the Company’s current Capital Plan Review, or future capital plan reviews, and the FRB, the Basel standards or other regulatory capital requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases. Although not currently anticipated, our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute existing stockholders.
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

Risk Factors (continued)

mortgage loan terms could make bankruptcy a more attractive option for troubled borrowers, leading to increased bankruptcy filings and accelerated defaults.
RISKS RELATING TO THE WACHOVIA MERGER
Our financial results and condition could be adversely affected if we fail to realize all of the expected benefits of the Wachovia merger or it takes longer than expected to realize those benefits. The merger with Wachovia requires the integration of the businesses of Wachovia and Wells Fargo. The integration process may result in the loss of key employees, the disruption of ongoing businesses and the loss of customers and their business and deposits. It may also divert management attention and resources from other operations and limit the Company’s ability to pursue other acquisitions. There is no assurance that we will realize all of the cost savings and other financial benefits of the merger when and in the amounts expected.
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
     While we believe that our allowance for credit losses was adequate at December 31, 2010, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. We may be required to build reserves in 2011, thus reducing earnings.
     For more information, refer to the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.
     We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral. Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our Home Equity loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, continued deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. As a result of the Wachovia merger, we have increased our exposure to California, as well as to Arizona and Florida, two states that have also suffered significant declines in home values. Continued deterioration in housing conditions and real estate values in these states and generally across the country could result in materially higher credit losses.

     For more information, refer to the “Risk Management – Credit Risk Management” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
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
     We sell most of the mortgage loans we originate in order to reduce our credit risk and provide funding for additional loans. We rely on GSEs to purchase loans that meet their conforming loan requirements and on other capital markets investors to purchase loans that do not meet those requirements – referred to as “nonconforming” loans. Since 2007, investor demand for nonconforming loans has fallen sharply, increasing credit spreads and reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund – and thus originate – new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that GSEs will not materially limit their purchases of conforming loans due to capital constraints or change their criteria for conforming loans (e.g., maximum loan amount or borrower eligibility). As previously noted, the Obama Administration recently outlined proposals to reform the housing finance market in the United States, including the role of the GSEs in the housing finance market. The extent and timing of any such regulatory reform regarding the housing finance market and the GSEs, as well as any effect on the Company’s business and financial results, are uncertain.
Changes in interest rates could reduce our net interest income and earnings. Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin – the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding – and the amount of earning assets we hold. Changes in either our net interest margin or the amount of earning assets we hold could affect our net interest income and our earnings. Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. When interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up.
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
     Changes in the slope of the “yield curve” – or the spread between short-term and long-term interest rates – could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, our net interest margin could decrease as our cost of funds increases relative to the yield we can earn on our assets.
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
     For more information, refer to the “Risk Management – Asset/Liability Management – Interest Rate Risk” section in this Report.
Changes in interest rates could also reduce the value of our MSRs and MHFS, reducing our earnings. We have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure all and carry substantially all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing

Risk Factors (continued)

income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers.
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
     We measure at fair value prime MHFS for which an active secondary market and readily available market prices exist. We also measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall. We may not hedge this risk, and even if we do hedge the risk with derivatives and other instruments we may still incur significant losses from changes in the value of these MHFS and other interests or from changes in the value of the hedging instruments.
     For more information, refer to the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies” sections in this Report.
Our mortgage banking revenue can be volatile from quarter to quarter. We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is generally immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would generally accrue over time. It is also possible that, because of economic conditions and/or a deteriorating housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.
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
     For more information, refer to the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report.
We may be required to repurchase mortgage loans or reimburse investors and others as a result of breaches in contractual representations and warranties. We sell residential mortgage loans to various parties, including GSEs, SPEs that issue private label MBS, and other financial institutions that purchase mortgage loans for investment or private label securitization. We may also pool FHA-insured and VA-guaranteed mortgage loans which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with the FHA and VA contain various representations and warranties regarding the origination and characteristics of the mortgage loans, including ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and compliance with applicable origination laws. We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan as to which the required documents are not delivered or are defective. We may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. If economic conditions and the housing market do not recover or future investor repurchase demand and our success at appealing repurchase requests differ from past experience, we could continue to have increased repurchase obligations and increased loss severity on repurchases, requiring material additions to the repurchase reserve.
     For more information, refer to the “Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.
We may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs and other liabilities if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions. We act as servicer and/or master servicer for mortgage loans included in securitizations and for unsecuritized mortgage loans owned by investors. As a servicer or master servicer for those loans we have certain contractual obligations to the securitization trusts, investors or other third parties, including, in our capacity as a servicer, foreclosing on defaulted mortgage loans or, to the extent consistent with the applicable securitization or other investor agreement, considering alternatives to foreclosure such as loan modifications or short sales and, in our capacity as a master servicer, overseeing the servicing of mortgage loans by the servicer. If we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, which can generally be given by the securitization trustee or a specified percentage of security holders, causing us to lose servicing income. In addition, we may be required to indemnify the securitization trustee against losses from any failure by us, as a servicer or master servicer, to perform our servicing obligations or any act or omission on our part that involves willful misfeasance, bad faith or gross negligence. For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer or master servicer, or increased loss severity on such repurchases, we may have to materially increase our repurchase reserve.
     We may incur costs if we are required to, or if we elect to re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions, including a foreclosure moratorium or suspension, imposed by Federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our residential mortgage origination or servicing business.
     For more information, refer to the “Earnings Performance – Noninterest Income,” “Risk Management – Liability for Mortgage Loan Repurchase Losses” and “– Risks Relating to Servicing Activities,” and “Critical Accounting Policies –
Valuation of Residential Mortgage Servicing Rights” sections in this Report.
We could recognize OTTI on securities held in our available-for-sale portfolio if economic and market conditions do not improve. Our securities available-for-sale portfolio had gross unrealized losses of $2.7 billion at December 31, 2010. We analyze securities held in our available-for-sale portfolio for OTTI on a quarterly basis. The process for determining whether impairment is other than temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods, thus reducing earnings.
     For more information, refer to the “Balance Sheet Analysis – Securities Available for Sale” and “Current Accounting Developments” sections and Note 5 (Securities Available for Sale) to Financial Statements in this Report.
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

Risk Factors (continued)

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
     For more information, refer to the “Earnings Performance – Balance Sheet Analysis – Securities Available for Sale” and “Risk Management – Credit Risk Management” sections in this Report.
Our ability to grow revenue and earnings will suffer if we are unable to sell more products to customers. Selling more products to our customers – “cross-selling” – is very important to our business model and key to our ability to grow revenue and earnings. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can limit our ability to sell more products to our customers or influence us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Increasing our cross-sell ratio – or the average number of products sold to existing customers – may become more challenging and we might not attain our goal of selling an average of eight products to each customer.
A worsening of economic conditions could reduce demand for our products and services and lead to lower revenue and lower earnings. We earn revenue from the interest and fees we charge on the loans and other products and services we sell. If the economy worsens and consumer and business spending decreases and unemployment rises, the demand for those products and services may fall, reducing our interest and fee income and our earnings. These same conditions may also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses.
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
     For more information, refer to the “Risk Management – Asset/Liability Management – Market Risk – Equity Markets” section in this Report.
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
     For more information, refer to the “Risk Management – Asset/Liability Management – Market Risk – Equity Markets” section in this Report.
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
     For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “–Holding Company Structure” sections in our 2010 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 25 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
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

Risk Factors (continued)

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
     For more information, refer to the “Regulation and Supervision” section in our 2010 Form 10-K and to “Report of Independent Registered Public Accounting Firm” in this Report.
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

Federal Reserve Board policies can significantly affect business and economic conditions and our financial results and condition. The FRB regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest margin. They also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict.
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

Controls and Procedures
Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2010, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2010.
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
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2010 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.
Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, management concluded that as of December 31, 2010, the Company’s internal control over financial reporting was effective.
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
We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 25, 2011, expressed an unqualified opinion on those consolidated financial statements.
San Francisco, California
February 25, 2011

Financial Statements
Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

	Year ended December 31			,
(in millions, except per share amounts)	2010	2009	2008

Interest income
Trading assets	$1,098	918	177
Securities available for sale	9,666	11,319	5,287
Mortgages held for sale	1,736	1,930	1,573
Loans held for sale	101	183	48
Loans	39,760	41,589	27,632
Other interest income	435	335	181

Total interest income	52,796	56,274	34,898

Interest expense
Deposits	2,832	3,774	4,521
Short-term borrowings	92	222	1,478
Long-term debt	4,888	5,782	3,756
Other interest expense	227	172	—

Total interest expense	8,039	9,950	9,755

Net interest income	44,757	46,324	25,143
Provision for credit losses	15,753	21,668	15,979

Net interest income after provision for credit losses	29,004	24,656	9,164

Noninterest income
Service charges on deposit accounts	4,916	5,741	3,190
Trust and investment fees	10,934	9,735	2,924
Card fees	3,652	3,683	2,336
Other fees	3,990	3,804	2,097
Mortgage banking	9,737	12,028	2,525
Insurance	2,126	2,126	1,830
Net gains from trading activities	1,648	2,674	275
Net gains (losses) on debt securities available for sale (1)	(324)	(127)	1,037
Net gains (losses) from equity investments (2)	779	185	(757)
Operating leases	815	685	427
Other	2,180	1,828	850

Total noninterest income	40,453	42,362	16,734

Noninterest expense
Salaries	13,869	13,757	8,260
Commission and incentive compensation	8,692	8,021	2,676
Employee benefits	4,651	4,689	2,004
Equipment	2,636	2,506	1,357
Net occupancy	3,030	3,127	1,619
Core deposit and other intangibles	2,199	2,577	186
FDIC and other deposit assessments	1,197	1,849	120
Other	14,182	12,494	6,376

Total noninterest expense	50,456	49,020	22,598

Income before income tax expense	19,001	17,998	3,300
Income tax expense	6,338	5,331	602

Net income before noncontrolling interests	12,663	12,667	2,698
Less: Net income from noncontrolling interests	301	392	43

Wells Fargo net income	$12,362	12,275	2,655

Less: Preferred stock dividends and accretion and other	730	4,285	286

Wells Fargo net income applicable to common stock	$11,632	7,990	2,369

Per share information
Earnings per common share	$2.23	1.76	0.70
Diluted earnings per common share	2.21	1.75	0.70
Dividends declared per common share	0.20	0.49	1.30
Average common shares outstanding	5,226.8	4,545.2	3,378.1
Diluted average common shares outstanding	5,263.1	4,562.7	3,391.3

(1)	Includes other-than-temporary impairment (OTTI) losses of $672 million and $1,012 million recognized in earnings ($500 million and $2,352 million of total OTTI losses, net of $(172) million and $1,340 million recognized as an increase (decrease) to non-credit related OTTI losses recorded in other comprehensive income) for the year ended December 31, 2010 and 2009, respectively.
(2)	Includes OTTI losses of $268 million and $655 million for the year ended December 31, 2010 and 2009, respectively.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

	December 31	,
(in millions, except shares)	2010	2009

Assets
Cash and due from banks	$16,044	27,080
Federal funds sold, securities purchased under resale agreements and other short-term investments	80,637	40,885
Trading assets	51,414	43,039
Securities available for sale	172,654	172,710
Mortgages held for sale (includes $47,531 and $36,962 carried at fair value)	51,763	39,094
Loans held for sale (includes $873 and $149 carried at fair value)	1,290	5,733
Loans (includes $309 carried at fair value at December 31, 2010)	757,267	782,770
Allowance for loan losses	(23,022)	(24,516)

Net loans	734,245	758,254

Mortgage servicing rights:
Measured at fair value	14,467	16,004
Amortized	1,419	1,119
Premises and equipment, net	9,644	10,736
Goodwill	24,770	24,812
Other assets	99,781	104,180

Total assets (1)	$1,258,128	1,243,646

Liabilities
Noninterest-bearing deposits	$191,256	181,356
Interest-bearing deposits	656,686	642,662

Total deposits	847,942	824,018
Short-term borrowings	55,401	38,966
Accrued expenses and other liabilities	69,913	62,442
Long-term debt (includes $306 carried at fair value at December 31, 2010)	156,983	203,861

Total liabilities (2)	1,130,239	1,129,287

Equity
Wells Fargo stockholders’ equity:
Preferred stock	8,689	8,485
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares;
issued 5,272,414,622 shares and 5,245,971,422 shares	8,787	8,743
Additional paid-in capital	53,426	52,878
Retained earnings	51,918	41,563
Cumulative other comprehensive income	4,738	3,009
Treasury stock – 10,131,394 shares and 67,346,829 shares	(487)	(2,450)
Unearned ESOP shares	(663)	(442)

Total Wells Fargo stockholders’ equity	126,408	111,786
Noncontrolling interests	1,481	2,573

Total equity	127,889	114,359

Total liabilities and equity	$1,258,128	1,243,646

(1)	Our consolidated assets at December 31, 2010, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $200 million; Trading assets, $143 million; Securities available for sale, $2.2 billion; Net loans, $16.7 billion; Other assets, $2.0 billion, and Total assets, $21.2 billion.
(2)	Our consolidated liabilities at December 31, 2010, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Short-term borrowings, $7 million; Accrued expenses and other liabilities, $71 million; Long-term debt, $8.3 billion; and Total liabilities, $8.4 billion.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount

Balance December 31, 2007	449,804	$450	3,297,102,208	$5,788

Cumulative effect from change in accounting for postretirement benefits
Adjustment for change of measurement date related to pension and other postretirement benefits

Balance January 1, 2008	449,804	450	3,297,102,208	5,788

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized losses under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests
Common stock issued			538,877,525	781
Common stock issued for acquisitions			429,084,786	704
Common stock repurchased			(52,154,513)
Preferred stock issued	25,000	22,674
Preferred stock issued for acquisitions	9,566,921	8,071
Preferred stock issued to ESOP	520,500	521
Preferred stock released by ESOP
Preferred stock converted to common shares	(450,404)	(451)	15,720,883
Stock warrants issued
Common stock dividends
Preferred stock dividends and accretion		67
Tax benefit upon exercise of stock options
Stock incentive compensation expense
Net change in deferred compensation and related plans
Other

Net change	9,662,017	30,882	931,528,681	1,485

Balance December 31, 2008	10,111,821	$31,332	4,228,630,889	$7,273

Cumulative effect from change in accounting for other-than-temporary impairment on debt securities
Effect of change in accounting for noncontrolling interests

Balance January 1, 2009	10,111,821	31,332	4,228,630,889	7,273

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized gains on securities available for sale
Net unrealized losses on derivatives and hedging activities
Unamortized gains under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests:
Purchase of Prudential’s noncontrolling interest
All other
Common stock issued			953,285,636	1,470
Common stock repurchased			(8,274,015)
Preferred stock redeemed	(25,000)	(25,000)
Preferred stock released by ESOP
Preferred stock converted to common shares	(105,881)	(106)	4,982,083
Common stock dividends
Preferred stock dividends and accretion		2,259
Tax benefit upon exercise of stock options
Stock incentive compensation expense
Net change in deferred compensation and related plans

Net change	(130,881)	(22,847)	949,993,704	1,470

Balance December 31, 2009	9,980,940	$8,485	5,178,624,593	$8,743

The accompanying notes are an integral part of these statements.
(continued on following pages)

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income

Wells Fargo stockholders’ equity
		Cumulative			Total
Additional		other		Unearned	Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders’	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity

8,212	38,970	725	(6,035)	(482)	47,628	286	47,914

	(20)				(20)		(20)
	(8)				(8)		(8)

8,212	38,942	725	(6,035)	(482)	47,600	286	47,886

	2,655				2,655	43	2,698

		(58)			(58)		(58)
		(6,610)			(6,610)		(6,610)
		436			436		436
		(1,362)			(1,362)		(1,362)

					(4,939)	43	(4,896)
					—	2,903	2,903
11,555	(456)		2,291		14,171		14,171
13,689			208		14,601		14,601
			(1,623)		(1,623)		(1,623)
					22,674		22,674
					8,071		8,071
30				(551)	—		—
(27)				478	451		451
(61)			512		—		—
2,326					2,326		2,326
	(4,312)				(4,312)		(4,312)
	(286)				(219)		(219)
123					123		123
177					177		177
43			(19)		24		24
(41)					(41)		(41)

27,814	(2,399)	(7,594)	1,369	(73)	51,484	2,946	54,430

36,026	36,543	(6,869)	(4,666)	(555)	99,084	3,232	102,316

	53	(53)
(3,716)					(3,716)	3,716	—

32,310	36,596	(6,922)	(4,666)	(555)	95,368	6,948	102,316

	12,275				12,275	392	12,667

		73			73	(7)	66
		9,806			9,806	5	9,811
		(221)			(221)		(221)
		273			273		273

					22,206	390	22,596

1,440					1,440	(4,500)	(3,060)
(79)					(79)	(265)	(344)
19,111	(898)		2,293		21,976		21,976
			(220)		(220)		(220)
					(25,000)		(25,000)
(7)				113	106		106
(54)			160		—		—
	(2,125)				(2,125)		(2,125)
	(4,285)				(2,026)		(2,026)
18					18		18
245					245		245
(106)			(17)		(123)		(123)

20,568	4,967	9,931	2,216	113	16,418	(4,375)	12,043

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	114,359

(continued from previous pages)
Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount

Balance December 31, 2009	9,980,940	$8,485	5,178,624,593	$8,743

Balance January 1, 2010	9,980,940	8,485	5,178,624,593	8,743

Cumulative effect from change in accounting for VIEs
Cumulative effect from change in accounting for embedded credit derivatives
Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized gains on securities available for sale
Net unrealized gains on derivatives and hedging activities
Unamortized gains under defined benefit plans, net of amortization

Total comprehensive income
Noncontrolling interests
Common stock issued			58,375,566	27
Common stock repurchased			(3,010,451)
Preferred stock issued to ESOP	1,000,000	1,000
Preferred stock released by ESOP
Preferred stock converted to common shares	(795,637)	(796)	28,293,520	17
Common stock warrants repurchased
Common stock dividends
Preferred stock dividends
Tax benefit upon exercise of stock options
Stock incentive compensation expense
Net change in deferred compensation and related plans

Net change	204,363	204	83,658,635	44

Balance December 31, 2010	10,185,303	$8,689	5,262,283,228	$8,787

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity and Comprehensive Income

Wells Fargo stockholders’ equity
		Cumulative			Total
Additional		other		Unearned	Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders’	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	114,359

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	114,359

	183				183		183
	(28)				(28)		(28)

	12,362				12,362	301	12,663
					—		—
		45			45	12	57
		1,525			1,525	13	1,538
		89			89		89
		70			70		70

					14,091	326	14,417
					—	(1,418)	(1,418)
375	(376)		1,349		1,375		1,375
			(91)		(91)		(91)
80				(1,080)	—		—
(63)				859	796		796
212			567		—		—
(545)					(545)		(545)
4	(1,049)				(1,045)		(1,045)
	(737)				(737)		(737)
97					97		97
436					436		436
(48)			138		90		90

548	10,355	1,729	1,963	(221)	14,622	(1,092)	13,530

53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

	Year ended December 31		,
(in millions)	2010	2009	2008

Cash flows from operating activities:
Net income before noncontrolling interests	$12,663	12,667	2,698
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	15,753	21,668	15,979
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	(1,025)	(20)	3,789
Depreciation and amortization	1,924	2,841	1,669
Other net losses (gains)	1,345	(3,867)	2,065
Preferred stock released by ESOP	796	106	451
Stock incentive compensation expense	436	245	177
Excess tax benefits related to stock option payments	(98)	(18)	(121)
Originations of MHFS	(370,175)	(414,299)	(213,498)
Proceeds from sales of and principal collected on mortgages originated for sale	355,325	399,261	220,254
Originations of LHFS	(4,596)	(10,800)	—
Proceeds from sales of and principal collected on LHFS	17,828	20,276	—
Purchases of LHFS	(7,470)	(8,614)	—
Net change in:
Trading assets	12,356	13,983	(3,045)
Deferred income taxes	4,287	9,453	(1,642)
Accrued interest receivable	1,051	(293)	(2,676)
Accrued interest payable	(268)	(1,028)	1,634
Other assets, net	(19,631)	(15,018)	(21,578)
Other accrued expenses and liabilities, net	(1,729)	2,070	(10,944)

Net cash provided (used) by operating activities	18,772	28,613	(4,788)

Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	(39,752)	8,548	51,049
Securities available for sale:
Sales proceeds	8,668	53,038	60,806
Prepayments and maturities	47,919	38,811	24,317
Purchases	(53,466)	(95,285)	(105,341)
Loans:
Loans originated by banking subsidiaries, net of principal collected	15,869	52,240	(54,815)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	6,517	6,162	1,988
Purchases (including participations) of loans by banking subsidiaries	(2,297)	(3,363)	(5,513)
Principal collected on nonbank entities’ loans	15,560	14,428	21,846
Loans originated by nonbank entities	(10,836)	(9,961)	(19,973)
Net cash acquired from (paid for) acquisitions	(36)	(138)	11,203
Proceeds from sales of foreclosed assets	5,444	3,759	1,746
Changes in MSRs from purchases and sales	(65)	(10)	92
Other, net	2,800	3,556	(5,566)

Net cash provided (used) by investing activities	(3,675)	71,785	(18,161)

Cash flows from financing activities:
Net change in:
Deposits	23,924	42,473	7,697
Short-term borrowings	11,308	(69,108)	(14,888)
Long-term debt:
Proceeds from issuance	3,489	8,396	35,701
Repayment	(63,317)	(66,260)	(29,859)
Preferred stock:
Proceeds from issuance	—	—	22,674
Redeemed	—	(25,000)	—
Cash dividends paid	(737)	(2,178)	—
Common stock:
Proceeds from issuance	1,375	21,976	14,171
Repurchased	(91)	(220)	(1,623)
Cash dividends paid	(1,045)	(2,125)	(4,312)
Stock warrants:
Proceeds from issuance	—	—	2,326
Repurchased	(545)	—	—
Excess tax benefits related to stock option payments	98	18	121
Change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	—	(4,500)	—
Other, net	(592)	(553)	(53)

Net cash provided (used) by financing activities	(26,133)	(97,081)	31,955

Net change in cash and due from banks	(11,036)	3,317	9,006
Cash and due from banks at beginning of year	27,080	23,763	14,757

Cash and due from banks at end of year	$16,044	27,080	23,763

Supplemental cash flow disclosures:
Cash paid for interest	$8,307	10,978	8,121
Cash paid for income taxes	1,187	3,042	2,554

The accompanying notes are an integral part of these statements. See Note 1 for noncash activities.

See the Glossary of Acronyms at the end of this Report for terms used throughout the Financial Statements and related Notes of this Form 10-K.
Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company is a nation-wide diversified, community-based financial services company. We provide banking, insurance, investments, mortgage banking, investment banking, retail banking, brokerage, and consumer finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states, the District of Columbia, and in other countries. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Form 10-K, we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company. We also hold a majority interest in a real estate investment trust, which has publicly traded preferred stock outstanding.
     Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including other-than-temporary impairment (OTTI) on investment securities (Note 5), allowance for credit losses and purchased credit-impaired (PCI) loans (Note 6), valuations of residential mortgage servicing rights (MSRs) (Notes 8 and 9) and financial instruments (Note 16), liability for mortgage loan repurchase losses (Note 9) and income taxes (Note 20). Actual results could differ from those estimates.
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
     On January 1, 2009, the Company adopted new accounting guidance on noncontrolling interests on a retrospective basis. Accordingly, prior period information reflects the adoption. The guidance requires that noncontrolling interests be reported as a component of total equity. In addition, the consolidated income statement must disclose amounts attributable to both Wells Fargo interests and the noncontrolling interests.
Accounting Standards Adopted in 2010
In first quarter 2010, we adopted the following accounting updates to the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC or Codification):
•	Accounting Standards Update (ASU or Update) 2010-6, Improving Disclosures about Fair Value Measurements;
•	ASU 2009-16, Accounting for Transfers of Financial Assets (Statement of Financial Accounting Standards (FAS) 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140);
•	ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FAS 167, Amendments to FASB Interpretation No. 46(R)); and
•	ASU 2010-10, Amendments for Certain Investment Funds.
     In third quarter 2010, we adopted the following new accounting guidance:
•	ASU 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset; and
•	ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives.
     In fourth quarter 2010, we adopted the following new accounting guidance:
•	ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.
     Information about these accounting updates is further described in more detail below.
ASU 2010-6 amends the disclosure requirements for fair value measurements. Companies are now required to disclose significant transfers in and out of Levels 1 and 2 of the fair value hierarchy, whereas the previous rules only required the disclosure of transfers in and out of Level 3. Additionally, in the rollforward of Level 3 activity, companies must present information on purchases, sales, issuances, and settlements on a gross basis rather than on a net basis. The Update also clarifies that fair value measurement disclosures should be presented for each class of assets and liabilities. A class is typically a subset of a line item in the statement of financial position. Companies should also provide information about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring instruments classified as either Level 2 or Level 3. We adopted this guidance in first quarter 2010 with prospective application, except for the new requirement related to the Level 3 rollforward. Gross presentation in the Level 3 rollforward is effective for us in first quarter 2011 with prospective application. Our adoption of the Update did not affect our consolidated financial statement results since it amends only the disclosure requirements for fair value measurements.

Note 1: Summary of Significant Accounting Policies (continued)

ASU 2009-16 (FAS 166) modifies certain guidance contained in ASC 860, Transfers and Servicing. This pronouncement eliminates the concept of qualifying special purpose entities (QSPEs) and provides additional criteria transferors must use to evaluate transfers of financial assets. The Update also requires that any assets or liabilities retained from a transfer accounted for as a sale must be initially recognized at fair value. We adopted this guidance in first quarter 2010 with prospective application for transfers that occurred on and after January 1, 2010.
ASU 2009-17 (FAS 167) amends several key consolidation provisions related to variable interest entities (VIEs), which are included in ASC 810, Consolidation. The scope of the new guidance includes entities that were previously designated as QSPEs. The Update also changes the approach companies must use to identify VIEs for which they are deemed to be the primary beneficiary and are required to consolidate. Under the new guidance, a VIE’s primary beneficiary is the entity that has the power to direct the VIE’s significant activities, and has an obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. The Update also requires companies to continually reassess whether they are the primary beneficiary of a VIE, whereas the previous rules only required reconsideration upon the occurrence of certain triggering events. We adopted this guidance in first quarter 2010, which resulted in the consolidation of $18.6 billion of incremental assets onto our consolidated balance sheet and a $183 million increase to beginning retained earnings as a cumulative effect adjustment.
     We also elected the fair value option for those newly consolidated VIEs for which our interests, prior to January 1, 2010, were predominantly carried at fair value with changes in fair value recorded to earnings. Accordingly, the fair value option was elected to effectively continue fair value accounting through earnings for those interests. Conversely, we did not elect the fair value option for those newly consolidated VIEs that did not share these characteristics. At January 1, 2010, the fair value of loans and long-term debt for which we elected the fair value option was $1.0 billion and $1.0 billion, respectively. The incremental impact of electing the fair value option (compared to not electing) on the cumulative effect adjustment to retained earnings was an increase of $15 million. See Notes 8 and 16 for additional information.
ASU 2010-10 amends consolidation accounting guidance to defer indefinitely the application of ASU 2009-17 to certain investment funds. The amendment was effective for us in first quarter 2010. As a result, we did not consolidate any investment funds upon adoption of ASU 2009-17.
ASU 2010-18 provides guidance for modified PCI loans that are accounted for within a pool. Under the new guidance, modified PCI loans should not be removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). The Update also clarifies that entities should consider the impact of modifications on a pool of PCI loans when evaluating that pool for impairment. These accounting changes were effective for us in third quarter 2010. Our adoption of the Update did not affect our consolidated financial statement results, as the new guidance is consistent with our previous accounting practice.
ASU 2010-11 provides guidance clarifying when entities should evaluate embedded credit derivative features in financial instruments issued from structures such as collateralized debt obligations (CDOs) and synthetic CDOs. The Update clarifies that bifurcation and separate accounting is not required for embedded credit derivative features that are only related to the transfer of credit risk that occurs when one financial instrument is subordinate to another. Embedded derivatives related to other types of credit risk must be analyzed to determine the appropriate accounting treatment. The guidance also allows companies to elect fair value option upon adoption for any investment in a beneficial interest in securitized financial assets. By making this election, companies would not be required to evaluate whether embedded credit derivative features exist for those interests. This guidance was effective for us in third quarter 2010. In conjunction with our adoption of this standard, we recorded a $28 million decrease to beginning retained earnings as a cumulative effect adjustment.
ASU 2010-20 requires enhanced disclosures for the allowance for credit losses and financing receivables, which include certain loans and long-term accounts receivable. Companies are required to disaggregate credit quality information, including receivables on nonaccrual status and aging of past due receivables by class of financing receivable, and roll forward the allowance for credit losses by portfolio segment. Portfolio segment is the level at which an entity develops and documents a systematic method to determine its allowance for credit losses. Class of financing receivable is generally a disaggregation of portfolio segment. This guidance was effective for us in fourth quarter 2010 with prospective application. Companies must also provide supplemental information on the nature and extent of TDRs and their effect on the allowance for credit losses. Under ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, these TDR disclosures have been deferred to coincide with a separate FASB TDR project, with an expected effective date in second quarter 2011. Our adoption did not affect our consolidated financial statement results since it amends only the disclosure requirements for financing receivables and the allowance for credit losses.
Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and VIEs (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. If we own at least 20% of an entity, we generally account for the investment using the equity method. If we own less than 20% of an entity, we generally carry the investment at cost, except marketable equity securities, which we carry at fair value with changes in fair value included in other comprehensive income (OCI). Investments accounted for under the equity or cost method are included in other assets.
     We are a variable interest holder in certain special-purpose entities (SPEs) in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity’s assets. We consolidate a VIE if we are the primary beneficiary, defined as the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.
Trading Assets
Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives held for customer accommodation purposes or risk mitigation and hedging. Interest-only strips and other retained interests in securitizations that can be contractually prepaid or otherwise settled in a way that the holder would not recover substantially all of its recorded investment are classified as trading assets. Trading assets are carried at fair value, with realized and unrealized gains and losses recorded in noninterest income.
Securities
SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative OCI. Fair value measurement is based upon quoted prices in active markets, if available. If quoted prices in active markets are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and market liquidity. See Note 16 for more information on fair value measurement of our securities.
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
     Estimating recovery of the amortized cost basis of a debt security is based upon an assessment of the cash flows expected to be collected. If the cash flows expected to be collected are less than amortized cost, OTTI is considered to have occurred. In performing an assessment of the cash flows expected to be collected, we consider all relevant information including:
•	the length of time and the extent to which the fair value has been less than the amortized cost basis;
•	the historical and implied volatility of the fair value of the security;
•	the cause of the price decline, such as the general level of interest rates or adverse conditions specifically related to the security, an industry or a geographic area;
•	the issuer’s financial condition, near-term prospects and ability to service the debt;
•	the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future;
•	for asset-backed securities, the credit performance of the underlying collateral, including delinquency rates, level of non-performing assets, cumulative losses to date, collateral value and the remaining credit enhancement compared with expected credit losses;
•	any change in rating agencies’ credit ratings at evaluation date from acquisition date and any likely imminent action;
•	independent analyst reports and forecasts, sector credit ratings and other independent market data; and
•	recoveries or additional declines in fair value subsequent to the balance sheet date.
     If we intend to sell the security, or if it is more likely than not we will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. For debt securities that are considered other-than-temporarily impaired that we do not intend to sell or it is more likely than not that we will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in OCI. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. We believe that we will fully collect the carrying value of securities on which we have recorded a non-credit-related impairment in OCI.
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

Note 1: Summary of Significant Accounting Policies (continued)

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
     Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the interest method. As principal repayments are received on securities (i.e., primarily mortgage-backed securities (MBS)) a proportionate amount of the related premium or discount is recognized in income so that the effective interest rate on the remaining portion of the security continues unchanged.
NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock). These securities are accounted for under the cost or equity method and are included in other assets. We review those assets accounted for under the cost or equity method at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.
     Nonmarketable equity securities also include principal investments, which include certain public equity and non-public securities and certain investments in private equity funds. Principal investments are recorded at fair value with realized and unrealized gains and losses included in gains and losses from equity investments in noninterest income and are included in other assets on the balance sheet. In situations where a portion of an investment in a non-public security or fund is sold, we recognize a realized gain or loss on the portion sold and an unrealized gain or loss on the portion retained.
Securities Purchased and Sold Agreements
Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions and are recorded at the acquisition or sale price plus accrued interest. It is our policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities. We monitor the market value of securities purchased and sold, and obtain collateral from or return it to counterparties when appropriate. These financing transactions do not create material credit risk given the collateral provided and the related monitoring process.
Mortgages Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. We elect the fair value option for substantially all residential MHFS (see Note 16). The remaining residential MHFS are held at the lower of cost or market value (LOCOM), and are valued on an aggregate portfolio basis. Commercial MHFS are held at LOCOM and are valued on an individual loan basis.
     Gains and losses on MHFS are recorded in mortgage banking noninterest income. Direct loan origination costs and fees for MHFS under fair value option are recognized in mortgage banking noninterest income at origination. For MHFS recorded at LOCOM, loan costs and fees are deferred at origination and are recognized in mortgage banking noninterest income at time of sale. Interest income on MHFS for which the fair value option is elected is calculated based upon the note rate of the loan and is recorded to interest income.
     Our lines of business are authorized to originate held-for-investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our corporate asset/liability management process. In determining the “foreseeable future” for these loans, management considers (1) the current economic environment and market conditions, (2) our business strategy and current business plans, (3) the nature and type of the loan receivable, including its expected life, and (4) our current financial condition and liquidity demands. Consistent with our core banking business of managing the spread between the yield on our assets and the cost of our funds, loans are periodically reevaluated to determine if our minimum net interest margin spreads continue to meet our profitability objectives. If subsequent changes in interest rates significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans, and we would take actions to sell such loans in response to the Corporate ALCO directives to reposition our balance sheet because of the changes in interest rates. These directives identify both the type of loans to be sold and the weighted average coupon rate of such loans no longer meeting our ongoing investment criteria. Upon the issuance of such directives, we immediately transfer these loans to the MHFS portfolio at LOCOM.
Loans Held for Sale
Loans held for sale (LHFS) are carried at LOCOM or at fair value for certain portfolios that we intend to hold for trading purposes. Generally, consumer loans are valued on an aggregate portfolio basis, and commercial loans are valued on an individual loan basis. Gains and losses on LHFS are recorded in other noninterest income. For LHFS recorded at LOCOM, direct loan origination costs and fees are deferred at origination and are recognized in other noninterest income at time of sale. For loans recorded at fair value, direct loan origination costs and fees are recorded in other noninterest income at origination. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics, and related gains and losses are recorded in noninterest income.
Loans
Loans are reported at their outstanding principal balances net of any unearned income, cumulative charge-offs, unamortized deferred fees and costs on originated loans and unamortized premiums or discounts on purchased loans. PCI loans are reported net of any remaining purchase accounting adjustments. See the “Purchased Credit-Impaired Loans” section in this Note for our accounting policy for PCI loans.
     Unearned income, deferred fees and costs, and discounts and premiums are amortized to interest income over the contractual life of the loan using the interest method. Loan commitment fees are generally deferred and amortized into noninterest income on a straight-line basis over the commitment period.
     Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of related nonrecourse debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms in interest income.
NONACCRUAL AND PAST DUE LOANS We generally place loans on nonaccrual status when:
•	the full and timely collection of interest or principal becomes uncertain;
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection; or
•	part of the principal balance has been charged off and no restructuring has occurred.
     PCI loans are written down at acquisition to fair value using an estimate of cash flows deemed to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting).
     When we place a loan on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and amortization of any net deferred fees is suspended. A loan will remain in accruing status provided it is both well-secured and in the process of collection. If the ultimate collectability of a loan is in doubt and the loan is on nonaccrual, the cost recovery method is used and cash collected is applied to first reduce the principal outstanding. Generally, we return a loan to accrual status when all delinquent interest and principal become current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful.
     For modified loans, we underwrite at the time of a restructuring to determine if there is sufficient evidence of sustained repayment capacity based on the borrower’s financial strength, including documented income, debt to income ratios and other factors. If the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will remain in accruing status. When a loan classified as a TDR performs in accordance with its modified terms, the loan either continues to accrue interest (for performing loans) or will return to accrual status after the borrower demonstrates a sustained period of performance (generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to the modification). Loans will be placed on nonaccrual status and a corresponding charge-off is recorded if we believe it is probable that principal and interest contractually due under the modified terms of the agreement will not be collectible.
     Generally, consumer loans not secured by real estate or autos are placed on nonaccrual status only when part of the principal has been charged off. Loans are fully charged off or charged down to net realizable value (fair value of collateral less estimated costs to sell) when deemed uncollectible due to bankruptcy or other factors, or when they reach a defined number of days past due based on loan product, industry practice, country, terms and other factors.
     Our loans are considered past due when contractually required principal or interest payments have not been made on the due dates.
LOAN CHARGE-OFF POLICIES For commercial loans, we generally fully charge off or charge down to net realizable value for loans secured by collateral when:
•	management judges the loan to be uncollectible;

Note 1: Summary of Significant Accounting Policies (continued)

•	repayment is deemed to be protracted beyond reasonable time frames;
•	the loan has been classified as a loss by either our internal loan review process or our banking regulatory agencies;
•	the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or
•	the loan is 180 days past due unless both well-secured and in the process of collection.
For consumer loans, our charge-off policies are as follows:
•	1-4 family first and junior lien mortgages – We generally charge down to net realizable value when the loan is 180 days past due.
•	Auto loans – We generally fully charge off when the loan is 120 days past due.
•	Credit card loans – We generally fully charge off when the loan is 180 days past due.
•	Unsecured loans (closed end) – We generally charge off when the loan is 120 days past due.
•	Unsecured loans (open end) – We generally charge off when the loan is 180 days past due.
•	Other secured loans – We generally fully or partially charge down to net realizable value when the loan is 120 days past due.
IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. Our impaired loans include commercial and industrial, commercial real estate (CRE), and foreign loans on nonaccrual status for which we determine that we will not be able to collect all amounts due and consumer, commercial and industrial, CRE, and foreign loans modified in a TDR, on both accrual and nonaccrual status.
     When we identify a loan as impaired, we measure the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate. When collateral is the sole source of repayment for the loan, we may measure impairment based on the fair value of the collateral. If foreclosure is probable, we use the current fair value of the collateral less selling costs, instead of discounted cash flows.
     If we determine that the value of an impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), we recognize impairment. When the value of an impaired loan is calculated by discounting expected cash flows, interest income is recognized using the loan’s effective interest rate over the remaining life of the loan.
TROUBLED DEBT RESTRUCTURINGS (TDRs) In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before it reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of the collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs are considered impaired loans.
PURCHASED CREDIT-IMPAIRED (PCI) LOANS Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for as PCI loans. PCI loans are initially recorded at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the historical allowance for credit losses related to these loans is not carried over. Some loans that otherwise meet the definition as credit-impaired are specifically excluded from the PCI loan portfolios, such as revolving loans where the borrower still has revolving privileges.
     Evidence of credit quality deterioration as of the purchase date may include statistics such as past due and nonaccrual status, commercial risk ratings, recent borrower credit scores and recent loan-to-value percentages. Generally, acquired loans that meet our definition for nonaccrual status are considered to be credit-impaired.
     Substantially all commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
     Accounting for PCI loans involves estimating fair value, at acquisition, using the principal and interest cash flows expected to be collected discounted at the prevailing market rate of interest. The excess of cash flows expected to be collected over the carrying value (estimated fair value at acquisition date) is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows to be collected. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
     Subsequent to acquisition, we regularly evaluate our estimates of cash flows expected to be collected. If we have probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions), we charge the provision for credit losses, resulting in an increase to the allowance for loan losses. If we have probable and significant increases in cash flows expected to be collected, we first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan, or pool of loans. Estimates of cash flows are impacted by changes in interest rate indices for variable rate loans and prepayment assumptions, both of which are treated as prospective yield adjustments included in interest income.
     Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. For individual PCI loans, gains or losses on sales to third parties are included in noninterest income and gains or losses as a result of a settlement with the borrower are included in interest income. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed TDRs. Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting if there has been a concession granted in excess of the original nonaccretable difference.
FORECLOSED ASSETS Foreclosed assets obtained through our lending activities primarily include real estate. These assets are recorded at net realizable value with a charge to the allowance for credit losses at foreclosure. We allow up to 90 days after foreclosure to finalize determination of net realizable value. Thereafter, changes in net realizable value are recorded to noninterest expense. The net realizable value of these assets is reviewed and updated periodically depending on the type of property.
ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio at the balance sheet date.
Securitizations and Beneficial Interests
In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as an SPE, which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, we may retain up to 90% of the beneficial interests issued by the entity. Additionally, from time to time, we may also re-securitize certain assets in a new securitization transaction.
     The assets and liabilities transferred to an SPE are excluded from our consolidated balance sheet if the transfer qualifies as a sale and we are not required to consolidate the SPE.
     For transfers of financial assets recorded as sales, we recognize and initially measure at fair value all assets obtained (including beneficial interests) and liabilities incurred. We record a gain or loss in other fee income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and independently verified against market observable data, where possible. Retained interests from securitizations with off-balance sheet entities, including SPEs and VIEs where we are not the primary beneficiary, are classified as available for sale securities, trading account assets or loans, and are accounted for as described herein.
Mortgage Servicing Rights (MSRs)
We recognize the rights to service mortgage loans for others, or MSRs, as assets whether we purchase the MSRs or the MSRs result from a sale or securitization of loans we originate (asset transfers). We initially record all of our MSRs at fair value. Subsequently, residential loan MSRs are carried at either fair value or LOCOM based on our strategy for managing interest rate risk. Currently, substantially all of our residential loan MSRs are carried at fair value. All of our MSRs related to our commercial mortgage loans are subsequently measured at LOCOM.
     We base the fair value of MSRs on the present value of estimated future net servicing income cash flows. We estimate future net servicing income cash flows with assumptions that market participants would use to estimate fair value, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Our valuation approach is independently validated by our internal valuation model validation group.
     Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For MSRs carried at fair value, changes in fair value are reported in noninterest income in the period in which the change occurs. MSRs subsequently measured at LOCOM are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is reported in noninterest income analyzed monthly and adjusted to reflect changes in prepayment speeds, as well as other factors.
     MSRs accounted for at LOCOM are periodically evaluated for impairment based on the fair value of those assets. For purposes of impairment evaluation and measurement, we stratify MSRs based on the predominant risk characteristics of the underlying loans, including investor and product type. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes.
Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Capital leases, where we are the

Note 1: Summary of Significant Accounting Policies (continued)

lessee, are included in premises and equipment at the capitalized amount less accumulated amortization.
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
     We amortize core deposit and other customer relationship intangibles on an accelerated basis over useful lives not exceeding 10 years. We review such intangibles for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future net cash flows is less than the carrying value of the asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.
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
Liability for Mortgage Loan Repurchase Losses
We sell residential mortgage loans to various parties, including (1) Freddie Mac and Fannie Mae (government-sponsored entities (GSEs)), which include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) special purpose entities that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool Federal Housing Administration (FHA)-insured and Department of Veterans Affairs (VA)-guaranteed mortgage loans, which back securities guaranteed by the Government National Mortgage Association (GNMA).
     We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of specified contractual representations or warranties that are not remedied within a period (usually 90 days or less) after we receive notice of the breach. Typically, we would only be required to repurchase securitized loans if a breach is deemed to have material and adverse effect on the value of the mortgage loan or to the interests of the security holders in the mortgage loan.
     We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors incorporate estimated levels of defects based on internal quality assurance sampling, default expectations, historical investor repurchase demand and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a liability at the time loans are sold and continually update our liability estimate during their life. Although investors may demand repurchase at any time, the majority of repurchase demands occur in the first 24 to 36 months following origination of the mortgage loan and can vary by investor.
     The liability for mortgage loan repurchase losses is included in other liabilities. For additional information on our repurchase liability, see Note 9.
Pension Accounting
We account for our defined benefit pension plans using an actuarial model as more fully discussed in Note 19. In 2008, we changed our measurement date for our plan assets and benefit obligations from November 30 to December 31, which did not change the amount of net periodic benefit expense recognized in our income statement.
Income Taxes
We file consolidated and separate company federal income tax returns, foreign tax returns and various combined and separate company state tax returns.
     We evaluate two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. Interest and penalties are recognized as a component of income tax expense.
Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 18. Our compensation expense includes the associated costs for all share-based awards.
Earnings Per Common Share
We compute earnings per common share by dividing net income (after deducting dividends and related accretion on preferred stock) by the average number of common shares outstanding during the year. We compute diluted earnings per common share by dividing net income (after deducting dividends and related accretion on preferred stock) by the average number of common shares outstanding during the year, plus the effect of common stock equivalents (for example, stock options, restricted share rights, convertible debentures and warrants) that are dilutive.
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

Note 1: Summary of Significant Accounting Policies (continued)
SUPPLEMENTAL CASH FLOW INFORMATION Noncash activities are presented below, including information on transfers affecting MHFS, LHFS, and MSRs.

	Year ended December 31		,
(in millions)	2010	2009	2008

Transfers from trading assets to securities available for sale	$—	854	—
Transfers from (to) loans to (from) securities available for sale	3,476	(258)	(283)
Transfers from MHFS to trading assets	19,815	2,993	—
Transfers from MHFS to securities available for sale	—	—	544
Transfers from MHFS to MSRs	4,570	6,287	3,498
Transfers from MHFS to foreclosed assets	262	162	136
Transfers from (to) loans to (from) MHFS	230	144	(1,195)
Transfers from (to) loans to (from) LHFS	1,313	(111)	1,640
Transfers from loans to foreclosed assets	8,699	7,604	3,031
Changes in consolidations of variable interest entities:
Trading assets	155	—	—
Securities available for sale	(7,590)	—	—
Loans	26,117	—	—
Other assets	212	—	—
Short-term borrowings	5,127	—	—
Long-term debt	13,613	—	—
Accrued expenses and other liabilities	(32)	—	—
Net transfer from additional paid-in capital to noncontrolling interests	—	2,299	—
Issuance of common and preferred stock for purchase accounting	—	—	22,672
Decrease in noncontrolling interests due to deconsolidation of subsidiaries	440	—	—
Transfer from noncontrolling interests to long-term debt	345	—	—

SUBSEQUENT EVENTS We have evaluated the effects of subsequent events that have occurred subsequent to period end December 31, 2010, and there have been no material events that would require recognition in our 2010 consolidated financial statements or disclosure in the Notes to the financial statements.

Note 2: Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. For information on additional consideration related to acquisitions, which is considered to be a guarantee, see Note 14.
     In addition to the 2008 Wachovia acquisition, business combinations completed in 2010, 2009 and 2008 are presented below. At December 31, 2010, we had no pending business combinations.

(in millions)	Date	Assets

2010
Certain assets of GMAC Commercial Finance, LLC, New York, New York	April 30	$430
Other (1)	Various	40

		$470

2009
Capital TempFunds, Fort Lauderdale, Florida	March 2	$74
Other (2)	Various	39

		$113

2008
Flatiron Credit Company, Inc., Denver, Colorado	April 30	$332
Transcap Associates, Inc., Chicago, Illinois	June 27	22
United Bancorporation of Wyoming, Inc., Jackson, Wyoming (3)	July 1	2,110
Farmers State Bank of Fort Morgan Colorado, Fort Morgan, Colorado	December 6	186
Century Bancshares, Inc., Dallas, Texas	December 31	1,604
Wells Fargo Merchant Services, LLC (4)	December 31	1,251
Other (5)	Various	52

		$5,557

(1)	Consists of five acquisitions of insurance brokerage businesses.
(2)	Consists of eight acquisitions of insurance brokerage businesses.
(3)	Consists of five affiliated banks of United Bancorporation of Wyoming, Inc., located in Wyoming and Idaho, and certain assets and liabilities of United Bancorporation of Wyoming, Inc.
(4)	Represents a step acquisition resulting from the increase in Wells Fargo’s ownership from a 47.5% interest to a 60% interest in the Wells Fargo Merchant Services, LLC joint venture.
(5)	Consists of 12 acquisitions of insurance brokerage businesses.

On December 31, 2008, Wells Fargo acquired Wachovia. The purchase accounting for the Wachovia acquisition was finalized as of December 31, 2009, which included costs associated with involuntary employee termination, contract terminations and closing duplicate facilities. These exit costs were estimates and subject to changes as the exit plans were executed. The final exit costs as of December 31, 2010, were less than originally estimated, resulting in the reversal of exit cost accruals, with the offset reducing the amount of goodwill recorded with the Wachovia acquisition by $123 million.
     The following table summarizes the usage of the exit cost accruals and changes in estimates.

	Employee	Contract	Facilities
(in millions)	termination	termination	related	Total

Balance, December 31, 2008	$57	13	129	199
Purchase accounting adjustments (1)	596	61	354	1,011
Cash payments/utilization	(298)	(16)	(139)	(453)

Balance, December 31, 2009	$355	58	344	757
Cash payments/utilization	(300)	(56)	(278)	(634)
Change in estimates	(55)	(2)	(66)	(123)

Balance, December 31, 2010	$—	—	—	—

(1)	Certain purchase accounting adjustments have been refined during 2009 as additional information became available.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The average required reserve balance was $6.0 billion in 2010 and $2.4 billion in 2009.
     Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. These transaction amounts may not exceed 10% of the bank’s capital and surplus, which for this purpose represents total capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses in excess of the amount included in total capital with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 25.
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
     We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $1.6 billion at December 31, 2010, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2010, our nonbank subsidiaries could have declared additional dividends of $4.7 billion at December 31, 2010, without obtaining prior approval.
     The FRB published clarifying supervisory guidance in 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to FRB’s criteria, assessment and approval process for reductions in capital including the redemption of Troubled Asset Relief Program (TARP) and the payment of dividends. The effect of this guidance is to require the approval of the FRB for the Company to repurchase or redeem common or perpetual preferred stock as well as to increase the per share dividend from its current level of $0.05 per share. In November 2010, the FRB updated the SR 09-4 guidance to require the original 19 Supervisory Capital Assessment Program (SCAP) banks to submit a Capital Plan Review to the FRB no later than January 7, 2011. The Capital Plan Review outlines proposed capital actions by the Company including per share dividend increases and share repurchases from the Company’s benefit plans and the market. The Company has submitted a Capital Plan Review to the FRB.

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The following table provides the detail of federal funds sold, securities purchased under resale agreements, other short-term investments and collateral we have received from other entities under resale agreements and securities borrowing arrangements.

	December 31		,
(in millions)	2010	2009

Federal funds sold and securities purchased under resale agreements	$24,880	8,042
Interest-earning deposits	53,433	31,668
Other short-term investments	2,324	1,175

Total	$80,637	40,885

Collateral received with the right to sell or repledge (1)	$22,495	9,663
Collateral sold or repledged (1)	14,624	7,952

(1)	Prior period has been revised to correct previously reported amounts.

Note 5: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value. The net unrealized gains (losses) are reported on an after-tax basis as a component of cumulative OCI. There were no securities classified as held to maturity as of the periods presented.

		Gross	Gross
		unrealized	unrealized	Fair
(in millions)	Cost	gains	losses	value

December 31, 2010
Securities of U.S. Treasury and federal agencies	$1,570	49	(15)	1,604
Securities of U.S. states and political subdivisions	18,923	568	(837)	18,654
Mortgage-backed securities:
Federal agencies	78,578	3,555	(96)	82,037
Residential	18,294	2,398	(489)	20,203
Commercial	12,990	1,199	(635)	13,554

Total mortgage-backed securities	109,862	7,152	(1,220)	115,794

Corporate debt securities	9,015	1,301	(37)	10,279
Collateralized debt obligations	4,638	369	(229)	4,778
Other (1)	16,063	576	(283)	16,356

Total debt securities	160,071	10,015	(2,621)	167,465

Marketable equity securities:
Perpetual preferred securities	3,671	250	(89)	3,832
Other marketable equity securities	587	771	(1)	1,357

Total marketable equity securities	4,258	1,021	(90)	5,189

Total (2)	$164,329	11,036	(2,711)	172,654

December 31, 2009
Securities of U.S. Treasury and federal agencies	$2,256	38	(14)	2,280
Securities of U.S. states and political subdivisions	13,212	683	(365)	13,530
Mortgage-backed securities:
Federal agencies	79,542	3,285	(9)	82,818
Residential	28,153	2,480	(2,043)	28,590
Commercial	12,221	602	(1,862)	10,961

Total mortgage-backed securities	119,916	6,367	(3,914)	122,369

Corporate debt securities	8,245	1,167	(77)	9,335
Collateralized debt obligations	3,660	432	(367)	3,725
Other (1)	15,025	1,099	(245)	15,879

Total debt securities	162,314	9,786	(4,982)	167,118

Marketable equity securities:
Perpetual preferred securities	3,677	263	(65)	3,875
Other marketable equity securities	1,072	654	(9)	1,717

Total marketable equity securities	4,749	917	(74)	5,592

Total (2)	$167,063	10,703	(5,056)	172,710

(1)	Included in the “Other” category are asset-backed securities collateralized by auto leases or loans and cash reserves with a cost basis and fair value of $6.2 billion and $6.4 billion, respectively, at December 31, 2010, and $8.2 billion and $8.5 billion, respectively, at December 31, 2009. Also included in the “Other” category are asset-backed securities collateralized by home equity loans with a cost basis and fair value of $927 million and $1.1 billion, respectively, at December 31, 2010, and $2.3 billion and $2.5 billion, respectively, at December 31, 2009. The remaining balances primarily include asset-backed securities collateralized by credit cards and student loans.
(2)	At December 31, 2010 and 2009, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

Note 5: Securities Available for Sale (continued)

As part of our liquidity management strategy, we pledge securities to secure borrowings from the FHLB and the Federal Reserve Bank. We also pledge securities to secure trust and public deposits and for other purposes as required or permitted by law. Securities pledged where the secured party does not have the right to sell or repledge totaled $94.2 billion and $98.9 billion at December 31, 2010 and 2009, respectively. We did not pledge any securities where the secured party has the right to sell or repledge the collateral as of the same periods, respectively.
Gross Unrealized Losses and Fair Value
The following table shows the gross unrealized losses and fair value of securities in the securities available-for-sale portfolio by length of time that individual securities in each category had been in a continuous loss position. Debt securities on which we have taken only credit-related OTTI write-downs are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	unrealized	Fair	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value	losses	value

December 31, 2010
Securities of U.S. Treasury and federal agencies	$(15)	544	—	—	(15)	544
Securities of U.S. states and political subdivisions	(322)	6,242	(515)	2,720	(837)	8,962
Mortgage-backed securities:
Federal agencies	(95)	8,103	(1)	60	(96)	8,163
Residential	(35)	1,023	(454)	4,440	(489)	5,463
Commercial	(9)	441	(626)	5,141	(635)	5,582

Total mortgage-backed securities	(139)	9,567	(1,081)	9,641	(1,220)	19,208

Corporate debt securities	(10)	477	(27)	157	(37)	634
Collateralized debt obligations	(13)	679	(216)	456	(229)	1,135
Other	(13)	1,985	(270)	757	(283)	2,742

Total debt securities	(512)	19,494	(2,109)	13,731	(2,621)	33,225

Marketable equity securities:
Perpetual preferred securities	(41)	962	(48)	467	(89)	1,429
Other marketable equity securities	—	—	(1)	7	(1)	7

Total marketable equity securities	(41)	962	(49)	474	(90)	1,436

Total	$(553)	20,456	(2,158)	14,205	(2,711)	34,661

December 31, 2009
Securities of U.S. Treasury and federal agencies	$(14)	530	—	—	(14)	530
Securities of U.S. states and political subdivisions	(55)	1,120	(310)	2,826	(365)	3,946
Mortgage-backed securities:
Federal agencies	(9)	767	—	—	(9)	767
Residential	(243)	2,991	(1,800)	9,697	(2,043)	12,688
Commercial	(37)	816	(1,825)	6,370	(1,862)	7,186

Total mortgage-backed securities	(289)	4,574	(3,625)	16,067	(3,914)	20,641

Corporate debt securities	(7)	281	(70)	442	(77)	723
Collateralized debt obligations	(55)	398	(312)	512	(367)	910
Other	(73)	746	(172)	286	(245)	1,032

Total debt securities	(493)	7,649	(4,489)	20,133	(4,982)	27,782

Marketable equity securities:
Perpetual preferred securities	(1)	93	(64)	527	(65)	620
Other marketable equity securities	(9)	175	—	—	(9)	175

Total marketable equity securities	(10)	268	(64)	527	(74)	795

Total	$(503)	7,917	(4,553)	20,660	(5,056)	28,577

We recognized $252 million of OTTI in 2010 on $14.5 billion of agency mortgage-backed securities we intended to sell as of December 31, 2010. These securities have been disposed of in first quarter 2011 and are not included in the preceding table, as any related unrealized losses were recognized in earnings. We do not intend to sell any other securities in an unrealized loss position. For debt securities included in the table, we have concluded it is more likely than not that we will not be required to sell prior to recovery of the amortized cost basis. We have assessed each security for credit impairment. For debt securities, we evaluate, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the securities amortized cost basis. For equity securities, we consider numerous factors in determining whether impairment exists, including our intent and ability to hold the securities for a period of time sufficient to recover the cost basis of the securities.
     See Note 1 – “Securities” for the factors that we consider in our analysis of OTTI for debt and equity securities available for sale.
SECURITIES OF U.S. TREASURY AND FEDERAL AGENCIES AND FEDERAL AGENCY MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with U.S. Treasury and federal agency securities and federal agency MBS are primarily driven by changes in interest rates and not due to credit losses given the explicit or implicit guarantees provided by the U.S. government.
SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in interest rates and not due to the credit quality of the securities. Substantially all of these investments are investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase, without relying on a bond insurer’s guarantee in making the investment decision. These investments will continue to be monitored as part of our ongoing impairment analysis, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.
RESIDENTIAL AND COMMERCIAL MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with private residential MBS and commercial MBS are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. We estimate losses to a security by forecasting the underlying mortgage loans in each transaction. We use forecasted loan performance to project cash flows to the various tranches in the structure. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
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
COLLATERALIZED DEBT OBLIGATIONS (CDOS) The unrealized losses associated with CDOs relate to securities primarily backed by commercial, residential or other consumer collateral. The losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
OTHER DEBT SECURITIES The unrealized losses associated with other debt securities primarily relate to other asset-backed securities, which are primarily backed by auto, home equity and student loans. The losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment using a cash flow model. The key assumptions include default rates, severities and prepayment rates. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared with our credit enhancement, we expect to recover the entire amortized cost basis of these securities.
MARKETABLE EQUITY SECURITIES Our marketable equity securities include investments in perpetual preferred securities, which provide very attractive tax-equivalent yields. We evaluated these hybrid financial instruments with investment-grade ratings for impairment using an evaluation methodology similar to that used for debt securities. Perpetual preferred securities are not considered to be other-than-temporarily impaired if there is no evidence of credit deterioration or investment rating downgrades of any issuers to below investment grade, and we expect to continue to receive full contractual payments. We will continue to evaluate the prospects for these securities for recovery in their market value in accordance with our policy for estimating OTTI. We have recorded impairment write-downs on perpetual preferred securities where there was evidence of credit deterioration.

Note 5: Securities Available for Sale (continued)

     The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future.
     The following table shows the gross unrealized losses and fair value of debt and perpetual preferred securities available for sale by those rated investment grade and those rated less than investment grade, according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on the internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $83 million and $1.3 billion, respectively, at December 31, 2010. There were no unrated securities included in investment grade in a loss position categorized as investment grade based on internal credit grades as of December 31, 2009. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

	Investment grade		Non-investment grade
	Gross		Gross
	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value

December 31, 2010
Securities of U.S. Treasury and federal agencies	$(15)	544	—	—
Securities of U.S. states and political subdivisions	(722)	8,423	(115)	539
Mortgage-backed securities:
Federal agencies	(96)	8,163	—	—
Residential	(23)	888	(466)	4,575
Commercial	(299)	4,679	(336)	903

Total mortgage-backed securities	(418)	13,730	(802)	5,478

Corporate debt securities	(22)	330	(15)	304
Collateralized debt obligations	(42)	613	(187)	522
Other	(180)	2,510	(103)	232

Total debt securities	(1,399)	26,150	(1,222)	7,075
Perpetual preferred securities	(81)	1,327	(8)	102

Total	$(1,480)	27,477	(1,230)	7,177

December 31, 2009
Securities of U.S. Treasury and federal agencies	$(14)	530	—	—
Securities of U.S. states and political subdivisions	(275)	3,621	(90)	325
Mortgage-backed securities:
Federal agencies	(9)	767	—	—
Residential	(480)	5,661	(1,563)	7,027
Commercial	(1,247)	6,543	(615)	643

Total mortgage-backed securities	(1,736)	12,971	(2,178)	7,670

Corporate debt securities	(31)	260	(46)	463
Collateralized debt obligations	(104)	471	(263)	439
Other	(85)	644	(160)	388

Total debt securities	(2,245)	18,497	(2,737)	9,285
Perpetual preferred securities	(65)	620	—	—

Total	$(2,310)	19,117	(2,737)	9,285

Contractual Maturities
The following table shows the remaining contractual principal maturities and contractual yields of debt securities available for sale. The remaining contractual principal maturities for MBS do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

			Remaining contractual principal maturity
		Weighted-			After one year		After five years
	Total	average	Within one year		through five years		through ten years		After ten years
(in millions)	amount	yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

December 31, 2010
Securities of U.S. Treasury and federal agencies	$1,604	2.54%	$9	5.07%	$641	1.72%	$852	2.94%	$102	4.15%
Securities of U.S. states and political subdivisions	18,654	5.99	322	3.83	3,210	3.57	1,884	6.13	13,238	6.60
Mortgage-backed securities:
Federal agencies	82,037	5.01	5	6.63	28	6.58	420	5.23	81,584	5.00
Residential	20,203	4.98	—	—	—	—	341	3.20	19,862	5.01
Commercial	13,554	5.39	—	—	1	1.38	215	5.28	13,338	5.39

Total mortgage-backed securities	115,794	5.05	5	6.63	29	6.38	976	4.53	114,784	5.05

Corporate debt securities	10,279	5.94	545	7.82	3,853	6.01	4,817	5.62	1,064	6.21
Collateralized debt obligations	4,778	0.80	—	—	545	0.88	2,581	0.72	1,652	0.90
Other	16,356	2.53	1,588	2.89	7,887	3.00	4,367	2.01	2,514	1.72

Total debt securities at fair value	$167,465	4.81%	$2,469	4.12%	$16,165	3.72%	$15,477	3.63%	$133,354	5.10%

December 31, 2009
Securities of U.S. Treasury and federal agencies	$2,280	2.80%	$413	0.79%	$669	2.14%	$1,192	3.87%	$6	4.03%
Securities of U.S. states and political subdivisions	13,530	6.75	77	7.48	703	6.88	1,055	6.56	11,695	6.76
Mortgage-backed securities:
Federal agencies	82,818	5.50	12	4.68	50	5.91	271	5.56	82,485	5.50
Residential	28,590	5.40	51	4.80	115	0.45	283	5.69	28,141	5.41
Commercial	10,961	5.29	85	0.68	71	5.55	169	5.66	10,636	5.32

Total mortgage-backed securities	122,369	5.46	148	2.44	236	3.14	723	5.63	121,262	5.46

Corporate debt securities	9,335	5.53	684	4.00	3,937	5.68	3,959	5.68	755	5.32
Collateralized debt obligations	3,725	1.70	2	5.53	492	4.48	1,837	1.56	1,394	0.90
Other	15,879	4.22	2,128	5.62	7,762	5.96	697	2.46	5,292	1.33

Total debt securities at fair value	$167,118	5.33%	$3,452	4.63%	$13,799	5.64%	$9,463	4.51%	$140,404	5.37%

Note 5: Securities Available for Sale (continued)

Realized Gains and Losses
 The following table shows the gross realized gains and losses on sales and OTTI write-downs related to the securities available-for-sale portfolio, which includes marketable equity securities, as well as net realized gains and losses on nonmarketable equity securities (see Note 7 — Other Assets).

	Year ended December 31		,
(in millions)	2010	2009	2008

Gross realized gains	$645	1,601	1,920
Gross realized losses	(32)	(160)	(101)
OTTI write-downs	(692)	(1,094)	(1,790)

Net realized gains (losses) from securities available for sale	(79)	347	29

Net realized gains (losses) from principal and private equity investments	534	(289)	251

Net realized gains from debt and equity securities	$455	58	280

Other-Than-Temporary Impairment
 The following table shows the detail of total OTTI write-downs included in earnings for debt securities and marketable and nonmarketable equity securities.

	Year ended December 31			,
(in millions)	2010	2009	2008

OTTI write-downs included in earnings
Debt securities:
U.S. states and political subdivisions	$16	7	14
Mortgage-backed securities:
Federal agencies (1)	267	—	—
Residential	175	595	183
Commercial	120	137	23
Corporate debt securities	10	69	176
Collateralized debt obligations	15	125	147
Other debt securities	69	79	3

Total debt securities	672	1,012	546

Equity securities:
Marketable equity securities:
Perpetual preferred securities	15	50	1,057
Other marketable equity securities	5	32	187

Total marketable equity securities	20	82	1,244

Total securities available for sale	692	1,094	1,790

Nonmarketable equity securities	248	573	220

Total OTTI write-downs included in earnings	$940	1,667	2,010

(1)	Represents OTTI recognized on federal agency MBS because we had the intent to sell, of which $252 million relates to securities with a fair value of $14.5 billion that were sold subsequent to December 31, 2010.

Other-Than-Temporarily Impaired Debt Securities
The following table shows the detail of OTTI write-downs on debt securities available for sale included in earnings and the related changes in OCI for the same securities.

	Year ended December 31		,
(in millions)	2010	2009

OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$400	982
Intent-to-sell OTTI (1)	272	30

Total recorded as part of gross realized losses	672	1,012

Recorded directly to OCI for non-credit-related impairment:
U.S. states and political subdivisions	(4)	3
Residential mortgage-backed securities	(326)	1,124
Commercial mortgage-backed securities	138	179
Corporate debt securities	(1)	(2)
Collateralized debt obligations	54	20
Other debt securities	(33)	16

Total recorded directly to OCI for non-credit-related impairment (2)	(172)	1,340

Total OTTI on debt securities	$500	2,352

(1)	Amount includes $252 million related to securities with a fair value of $14.5 billion that were sold subsequent to December 31, 2010.
(2)	Represents amounts recorded to OCI on debt securities in periods OTTI write-downs have occurred. Changes in fair value in subsequent periods on such securities, to the extent additional credit-related OTTI did not occur, are not reflected in this total. For the year ended December 31, 2010, the non-credit-related impairment recorded to OCI was a $172 million reduction in total OTTI because the fair value of the security increased due to factors other than credit.

The following table presents a rollforward of the credit loss component recognized in earnings for debt securities we still own (referred to as “credit-impaired” debt securities). The credit loss component of the amortized cost represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. OTTI recognized in earnings for credit-impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit-impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if we sell, intend to sell or believe we will be required to sell previously credit-impaired debt securities. Additionally, the credit loss component is reduced if we receive or expect to receive cash flows in excess of what we previously expected to receive over the remaining life of the credit-impaired debt security, the security matures or is fully written down.
     Changes in the credit loss component of credit-impaired debt securities that we do not intend to sell were:

	Year ended December 31	,
(in millions)	2010	2009

Credit loss component, beginning of year	$1,187	471
Additions:
Initial credit impairments	122	625
Subsequent credit impairments	278	357

Total additions	400	982

Reductions:
For securities sold	(263)	(255)
For securities derecognized resulting from adoption of consolidation accounting guidance	(242)	—
Due to change in intent to sell or requirement to sell	(2)	(1)
For recoveries of previous credit impairments (1)	(37)	(10)

Total reductions	(544)	(266)

Credit loss component, end of year	$1,043	1,187

(1)	Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Note 5: Securities Available for Sale (continued)

For asset-backed securities (e.g., residential MBS), we estimated expected future cash flows of the security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordinated interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which consider current delinquencies and nonperforming assets
(NPAs), future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. Total credit impairment losses on residential MBS that we do not intend to sell are shown in the table below. The table also presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for residential MBS.

	Year ended December 31		,
($ in millions)	2010	2009

Credit impairment losses on residential MBS
Investment grade	$5	24
Non-investment grade	170	567

Total credit impairment losses on residential MBS	$175	591

Significant inputs (non-agency – non-investment grade MBS)
Expected remaining life of loan losses (1):
Range (2)	1-43%	0-58
Credit impairment distribution (3):
0 - 10% range	52	56
10 - 20% range	29	27
20 - 30% range	17	12
Greater than 30%	2	5
Weighted average (4)	9	11
Current subordination levels (5):
Range (2)	0-25	0-44
Weighted average (4)	7	8
Prepayment speed (annual CPR (6)):
Range (2)	2-27	5-25
Weighted average (4)	14	11

(1)	Represents future expected credit losses on underlying pool of loans expressed as a percentage of total current outstanding loan balance.
(2)	Represents the range of inputs/assumptions based upon the individual securities within each category.
(3)	Represents distribution of credit impairment losses recognized in earnings categorized based on range of expected remaining life of loan losses. For example 52% of credit impairment losses recognized in earnings for the year ended December 31, 2010, had expected remaining life of loan loss assumptions of 0 to 10%.
(4)	Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.
(5)	Represents current level of credit protection (subordination) for the securities, expressed as a percentage of total current underlying loan balance.
(6)	Constant prepayment rate.

Note 6: Loans and Allowance for Credit Losses

The following table presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances are presented net of unearned income, net deferred loan fees, and unamortized discounts and premiums totaling a net reduction of $11.3 billion and $14.6 billion at December 31, 2010 and 2009, respectively. Outstanding balances also include PCI loans net of any remaining purchase accounting adjustments.
Information about PCI loans is presented separately in the “Purchased Credit-Impaired Loans” section of this Note. Effective June 30, 2010, real estate construction outstanding balances and all other related data include certain commercial real estate secured loans acquired from Wachovia previously classified as real estate mortgage. Balances for 2009 and 2008 have been revised to conform with the current presentation.

	December 31					,
(in millions)	2010	2009	2008	2007	2006

Commercial:
Commercial and industrial	$151,284	158,352	202,469	90,468	70,404
Real estate mortgage	99,435	97,527	94,923	36,747	30,112
Real estate construction	25,333	36,978	42,861	18,854	15,935
Lease financing	13,094	14,210	15,829	6,772	5,614
Foreign (1)	32,912	29,398	33,882	7,441	6,666

Total commercial	322,058	336,465	389,964	160,282	128,731

Consumer:
Real estate 1-4 family first mortgage	230,235	229,536	247,894	71,415	53,228
Real estate 1-4 family junior lien mortgage	96,149	103,708	110,164	75,565	68,926
Credit card	22,260	24,003	23,555	18,762	14,697
Other revolving credit and installment	86,565	89,058	93,253	56,171	53,534

Total consumer	435,209	446,305	474,866	221,913	190,385

Total loans	$757,267	782,770	864,830	382,195	319,116

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.

     We pledge loans to secure borrowings from the FHLB and the Federal Reserve Bank as part of our liquidity management strategy. Loans pledged where the secured party does not have the right to sell or repledge totaled $312.6 billion for both December 31, 2010 and 2009. We did not have any pledged loans where the secured party has the right to sell or repledge for the same respective periods.
     Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2010 and 2009, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 14% of total loans at both December 31, 2010 and 2009. Of this amount, 3% of total loans were PCI loans at December 31, 2010. These loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 3% of total loans. Changes in real estate values and underlying economic or market conditions for these areas are monitored continuously within our credit risk management process.
     Some of our real estate 1-4 family mortgage loans, including first mortgage and home equity products, include an interest-only feature as part of the loan terms. At December 31, 2010, these loans were approximately 25% of total loans, compared with 26% at December 31, 2009. Substantially all of these loans are considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.
     The following table summarizes the proceeds paid or received for purchases and sales of loans, respectively. It also includes transfers from (to) mortgages/loans held for sale at lower of cost or market. The table excludes PCI loans and loans recorded at fair value, including loans originated for sale. This activity primarily includes purchases or sales of commercial loan participation interests, whereby we receive or transfer a portion of a loan after origination.

	December 31, 2010
(in millions)	Commercial	Consumer	Total

Purchases	$2,135	162	2,297
Sales	(5,930)	(553)	(6,483)
Transfers from/(to) MHFS/LHFS	(1,461)	(82)	(1,543)

Note 6: Loans and Allowance for Credit Losses (continued)

Commitments to Lend
A commitment to extend credit is a legally binding agreement to lend funds to a customer, usually at a stated interest rate and for a specified purpose. These commitments have fixed expiration dates and generally require a fee. When we make such a commitment, we have credit risk. The liquidity requirements or credit risk will be lower than the contractual amount of commitments to extend credit because a significant portion of these commitments are expected to expire without being used. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas that must be met before we are required to fund the commitment. Also, in some cases we participate a portion of our commitment to others in an arrangement that reduces our contractual commitment amount. We use the same credit policies in extending credit for unfunded commitments and letters of credit that we use in making loans. See Note 14 for information on standby letters of credit.
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
     The contractual amount of our unfunded credit commitments, net of participations and net of all standby and commercial letters of credit issued under the terms of these commitments, is summarized by portfolio segment and class of financing receivable in the following table:

	December 31		,
(in millions)	2010	2009

Commercial:
Commercial and industrial	$185,947	187,319
Real estate mortgage	4,596	5,138
Real estate construction	5,698	9,385
Foreign	7,775	4,468

Total commercial	204,016	206,310

Consumer:
Real estate 1–4 family first mortgage	36,562	33,460
Real estate 1–4 family junior lien mortgage	58,618	63,338
Credit card	62,019	65,952
Other revolving credit and installment	18,458	20,778

Total consumer	175,657	183,528

Total unfunded credit commitments	$379,673	389,838

Allowance for Credit Losses (ACL)
The ACL is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date. We have an established process to determine the adequacy of the allowance for credit losses that assesses the losses inherent in our portfolio and related unfunded credit commitments. While we attribute portions of the allowance to specific portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments.
     Our process involves procedures to appropriately consider the unique risk characteristics of our commercial and consumer loan portfolio segments. For each portfolio segment, impairment is measured collectively for groups of smaller loans with similar characteristics, individually for larger impaired loans or, for PCI loans, based on the changes in cash flows expected to be collected.
     Our allowance levels are influenced by loan volumes, loan grade migration or delinquency status, historic loss experience influencing loss factors, and other conditions influencing loss expectations, such as economic conditions. We have had limited changes in our allowance methodology primarily associated with integration alignment of loss estimation processes between Wells Fargo and Wachovia. Those changes did not significantly impact the allowance for credit losses.
COMMERCIAL PORTFOLIO SEGMENT ACL METHODOLOGY Generally, commercial loans are assessed for estimated losses by grading each loan using various risk factors as identified through periodic reviews. We apply historic grade-specific loss factors to the aggregation of each funded grade pool. These historic loss factors are also used to estimate losses for unfunded credit commitments. In the development of our statistically derived loan grade loss factors, we observe historical losses over a relevant period for each loan grade. These loss estimates are adjusted as appropriate based on additional analysis of long-term average loss experience compared to previously forecasted losses, external loss data or other risks identified from current economic conditions and credit quality trends.
     The allowance also includes an amount for the estimated impairment on nonaccrual commercial loans and commercial loans modified in a TDR, whether on accrual or nonaccrual status.
CONSUMER PORTFOLIO SEGMENT ACL METHODOLOGY For consumer loans, not identified as a TDR, we determine the allowance on a collective basis utilizing forecasted losses to represent our best estimate of inherent loss. We pool loans, generally by product types with similar risk characteristics, such as residential real estate mortgages and credit cards. As appropriate, to achieve greater accuracy, we may further stratify selected portfolios by sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. Models designed for each pool are utilized to develop the loss estimates. We use assumptions for these pools in our forecast models, such as historic delinquency and default, loss severity, home price trends, unemployment trends, and other key economic variables that may influence the frequency and severity of losses in the pool.
     In addition, we establish an allowance for consumer loans that have been modified in a TDR, whether on accrual or nonaccrual status.
OTHER ACL MATTERS Commercial and consumer PCI loans may require an allowance subsequent to their acquisition. This allowance requirement is due to probable decreases in expected principal and interest cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions).
     The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends.

Note 6: Loans and Allowance for Credit Losses (continued)
     The allowance for credit losses consists of the allowance for loan losses and the allowance for unfunded credit commitments. Changes in the allowance for credit losses were:

	Year ended December 31				,
(in millions)	2010	2009	2008	2007	2006

Balance, beginning of year	$25,031	21,711	5,518	3,964	4,057
Provision for credit losses	15,753	21,668	15,979	4,939	2,204
Interest income on certain impaired loans (1)	(266)	—	—	—	—
Loan charge-offs:
Commercial:
Commercial and industrial	(2,775)	(3,365)	(1,653)	(629)	(414)
Real estate mortgage	(1,151)	(670)	(29)	(6)	(5)
Real estate construction	(1,189)	(1,063)	(178)	(14)	(2)
Lease financing	(120)	(229)	(65)	(33)	(30)
Foreign	(198)	(237)	(245)	(265)	(281)

Total commercial	(5,433)	(5,564)	(2,170)	(947)	(732)

Consumer:
Real estate 1-4 family first mortgage	(4,900)	(3,318)	(540)	(109)	(103)
Real estate 1-4 family junior lien mortgage	(4,934)	(4,812)	(2,204)	(648)	(154)
Credit card	(2,396)	(2,708)	(1,563)	(832)	(505)
Other revolving credit and installment	(2,437)	(3,423)	(2,300)	(1,913)	(1,685)

Total consumer	(14,667)	(14,261)	(6,607)	(3,502)	(2,447)

Total loan charge-offs	(20,100)	(19,825)	(8,777)	(4,449)	(3,179)

Loan recoveries:
Commercial:
Commercial and industrial	427	254	114	119	111
Real estate mortgage	68	33	5	8	19
Real estate construction	110	16	3	2	3
Lease financing	20	20	13	17	21
Foreign	53	40	49	65	76

Total commercial	678	363	184	211	230

Consumer:
Real estate 1-4 family first mortgage	522	185	37	22	26
Real estate 1-4 family junior lien mortgage	211	174	89	53	36
Credit card	218	180	147	120	96
Other revolving credit and installment	718	755	481	504	537

Total consumer	1,669	1,294	754	699	695

Total loan recoveries	2,347	1,657	938	910	925

Net loan charge-offs (2)	(17,753)	(18,168)	(7,839)	(3,539)	(2,254)

Allowances related to business combinations/other (3)	698	(180)	8,053	154	(43)

Balance, end of year	$23,463	25,031	21,711	5,518	3,964

Components:
Allowance for loan losses	$23,022	24,516	21,013	5,307	3,764
Allowance for unfunded credit commitments	441	515	698	211	200

Allowance for credit losses (4)	$23,463	25,031	21,711	5,518	3,964

Net loan charge-offs as a percentage of average total loans (2)	2.30%	2.21	1.97	1.03	0.73
Allowance for loan losses as a percentage of total loans (4)	3.04	3.13	2.43	1.39	1.18
Allowance for credit losses as a percentage of total loans (4)	3.10	3.20	2.51	1.44	1.24

(1)	Effective 2010, certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.
(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.
(3)	Includes $693 million related to the adoption of consolidation accounting guidance on January 1, 2010.
(4)	The allowance for credit losses includes $298 million and $333 million at December 31, 2010 and 2009, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

The following table summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

	Year ended December 31, 2010
(in millions)	Commercial	Consumer	Total

Balance, beginning of year	$8,141	16,890	25,031
Provision for credit losses	4,913	10,840	15,753
Interest income on certain impaired loans	(139)	(127)	(266)
Loan charge-offs	(5,433)	(14,667)	(20,100)
Loan recoveries	678	1,669	2,347

Net loan charge-offs	(4,755)	(12,998)	(17,753)

Allowance related to business combinations/other	9	689	698

Balance, end of year	$8,169	15,294	23,463

The following table disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

	December 31, 2010
	Allowance for credit losses			Recorded investment in loans
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total

Collectively evaluated (1)	$5,424	11,539	16,963	302,392	387,707	690,099
Individually evaluated (2)	2,479	3,723	6,202	11,731	14,007	25,738
PCI (3)	266	32	298	7,935	33,495	41,430

Total	$8,169	15,294	23,463	322,058	435,209	757,267

(1)	Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.
(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.
(3)	Represents the allowance and related loan carrying value determined in accordance with ASC 310-30, Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality (formerly SOP 03-3) and pursuant to amendments by ASU 2010-20 regarding allowance for PCI loans.

Note 6: Loans and Allowance for Credit Losses (continued)

Credit Quality
We monitor credit quality as indicated by evaluating various attributes and utilize such information in our evaluation of the adequacy of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. The majority of credit quality indicators are based on December 31, 2010, information, with the exception of updated FICO and updated loan-to-value (LTV)/combined LTV (CLTV), which are obtained at least quarterly. Generally, these indicators are updated in the second month of each quarter, with updates no older than September 30, 2010.
COMMERCIAL CREDIT QUALITY INDICATORS In addition to monitoring commercial loan concentration risk, we manage a consistent process for assessing commercial loan credit quality. Commercial loans are subject to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard, and Doubtful categories which are defined by banking regulatory agencies.
     The table below provides a breakdown of outstanding commercial loans (excluding PCI loans) by risk category. Both the CRE mortgage and construction criticized totals are relatively high as a result of the current conditions in the real estate market. Of the $37.1 billion in criticized CRE loans, $7.9 billion has been placed on nonaccrual status and written down to net realizable value. Loans in both populations have a high level of surveillance and monitoring in place to manage these assets and mitigate any loss exposure. See the “Purchased Credit-Impaired Loans” section of this Note for credit quality information on our commercial PCI portfolio.

	December 31, 2010
	Commercial	Real	Real
	and	estate	estate	Lease
(in millions)	industrial	mortgage	construction	financing	Foreign	Total

By risk category:
Pass	$126,058	70,597	11,256	12,411	30,341	250,663
Criticized	24,508	25,983	11,128	683	1,158	63,460

Total commercial loans (excluding PCI)	$150,566	96,580	22,384	13,094	31,499	314,123

     In addition, while we monitor past due status, we do not consider it a key driver of our credit risk management practices for commercial loans. The following table provides past due information for commercial loans, excluding PCI loans.

	December 31, 2010
	Commercial	Real	Real
	and	estate	estate	Lease
(in millions)	industrial	mortgage	construction	financing	Foreign	Total

By delinquency status:
Current or 1-29 DPD	$146,135	90,233	19,005	12,927	31,350	299,650
30-89 DPD	910	1,016	510	59	—	2,495
90+ DPD and still accruing	308	104	193	—	22	627
Nonaccrual loans	3,213	5,227	2,676	108	127	11,351

Total commercial loans (excluding PCI)	$150,566	96,580	22,384	13,094	31,499	314,123

CONSUMER CREDIT QUALITY INDICATORS We have various classes of consumer loans that present respective unique risks. Loan delinquency, FICO credit scores and LTV for loan types are common credit quality indicators that we monitor and utilize in our evaluation of the adequacy of the allowance for credit losses for the consumer portfolio segment.
     The majority of our loss estimation techniques used for the allowance for credit losses rely on delinquency matrix models or delinquency roll rate models. Therefore, delinquency is an important indicator of credit quality and the establishment of our allowance for credit losses.

The following table provides the outstanding balances of our consumer portfolio by delinquency status, excluding PCI loans.

	December 31, 2010
	Real estate	Real estate		Other
	1-4 family	1-4 family		revolving
	first	junior lien	Credit	credit and
(in millions)	mortgage	mortgage	card	installment	Total

By delinquency status:
Current	$159,321	89,408	20,546	74,083	343,358
1-29 DPD	5,597	3,104	730	8,635	18,066
30-59 DPD	4,993	917	262	1,802	7,974
60-89 DPD	2,911	608	207	691	4,417
90-119 DPD	4,152	476	190	371	5,189
120-179 DPD	5,363	764	324	349	6,800
180+ DPD	14,653	622	1	634	15,910

Total consumer loans (excluding PCI)	$196,990	95,899	22,260	86,565	401,714

     Of the $27.9 billion of loans 90 days or more past due in the previous table, $14.1 billion, which excludes MHFS, represents insured/guaranteed loans whose repayments are insured by the FHA or guaranteed by the VA. Of the remaining $13.7 billion of loans that are 90 days or more past due, $3.1 billion was accruing. Consumer loans are placed on nonaccrual status and written down to net realizable value depending on the loan type and the extent of delinquency (see Note 1).
     Of the $14.1 billion in delinquent insured/guaranteed loans, $8.0 billion are more than 180 days past due. Excluding these insured/guaranteed loans, real estate 1-4 family first mortgage loans 180 days or more past due totaled $6.6 billion, or 3.4% of total first mortgages. The aging of the delinquent real estate
1-4 family first mortgage loans is a result of the prolonged foreclosure process and our effort to help customers stay in their homes through various loan modification programs.
     The following table provides a breakdown of our consumer portfolio by updated FICO. We obtain FICO scores at loan origination and the scores are updated at least quarterly. FICO is not available for certain loan types and may not be obtained if we deem it unnecessary due to strong collateral and other borrower attributes, primarily for government guaranteed student loans of $17.5 billion and securities-based margin loans of $4.1 billion. The majority of our portfolio is underwritten with a FICO score of 680 and above. The table excludes PCI loans, which are included in the “Purchased Credit-Impaired Loans” section of this Note.

	December 31, 2010
	Real estate	Real estate		Other
	1-4 family	1-4 family		revolving
	first	junior lien	Credit	credit and
(in millions)	mortgage	mortgage	card	installment	Total

By updated FICO:
< 600	$34,207	9,037	2,872	10,809	56,925
600-639	14,422	4,509	1,826	5,970	26,727
640-679	18,794	7,729	3,305	8,354	38,182
680-719	26,435	13,768	4,522	9,495	54,220
720-759	29,335	20,322	4,441	8,827	62,925
760-799	47,054	27,214	3,215	9,368	86,851
800+	19,702	10,607	1,794	4,693	36,796
No FICO available	7,041	2,713	285	7,457	17,496
FICO not required	—	—	—	21,592	21,592

Total consumer loans (excluding PCI)	$196,990	95,899	22,260	86,565	401,714

Note 6: Loans and Allowance for Credit Losses (continued)

LTV refers to the ratio comparing the loan’s unpaid principal balance to the property’s collateral value. CLTV refers to the combination of first mortgage and junior lien mortgage ratios. LTVs and CLTVs are updated quarterly using a cascade approach which first uses values provided by automated valuation models (AVMs) for the property. If an AVM is not available, then the value is estimated using the original appraised value adjusted by the change in Home Price Index (HPI) for the property location. If an HPI is not available, the original appraised value is used. The HPI value is normally the only method considered for high value properties as the AVM values have proven less accurate for these properties.
     The following table shows the most updated LTV and CLTV distribution of the real estate 1-4 family first and junior lien mortgage loan portfolios excluding PCI loans. In recent years, the residential real estate markets have experienced significant declines in property values and several markets, particularly California and Florida have experienced declines that turned out to be more significant than the national decline. These trends are considered in the way that we monitor credit risk and establish our allowance for credit losses. LTV does not necessarily reflect the likelihood of performance of a given loan, but does provide an indication of collateral value. In the event of a default, any loss should be limited to the portion of the loan amount in excess of the net realizable value of the underlying real estate collateral value. Certain loans do not have an LTV or CLTV primarily due to industry data availability and portfolios acquired from or serviced by other institutions.

	December 31, 2010
	Real estate	Real estate
	1-4 family	1-4 family
	first	junior lien
	mortgage	mortgage
(in millions)	by LTV	by CLTV	Total

By LTV/CLTV:
0-60%	$48,905	14,814	63,719
60.01-80%	46,453	17,744	64,197
80.01-100%	44,892	24,255	69,147
100.01-120% (1)	28,587	17,887	46,474
> 120% (1)	24,578	18,628	43,206
No LTV/CLTV available	3,575	2,571	6,146

Total (excluding PCI)	$196,990	95,899	292,889

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.
NONACCRUAL LOANS The following table provides loans on nonaccrual status. PCI loans are excluded from this table due to the existence of the accretable yield.

	December 31		,
(in millions)	2010	2009

Commercial:
Commercial and industrial	$3,213	4,397
Real estate mortgage	5,227	3,696
Real estate construction	2,676	3,313
Lease financing	108	171
Foreign	127	146

Total commercial (1)	11,351	11,723

Consumer:
Real estate 1-4 family first mortgage (2)	12,289	10,100
Real estate 1-4 family junior lien mortgage	2,302	2,263
Other revolving credit and installment	300	332

Total consumer	14,891	12,695

Total nonaccrual loans (excluding PCI)	$26,242	24,418

(1)	Includes LHFS of $3 million and $27 million at December 31, 2010 and 2009, respectively.
(2)	Includes MHFS of $426 million and $339 million at December 31, 2010 and 2009, respectively.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $11.6 billion at December 31, 2010, and $16.1 billion at December 31, 2009, are excluded from this disclosure even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.
     Non-PCI loans 90 days or more past due and still accruing were $18.5 billion at December 31, 2010, and $22.2 billion at December 31, 2009. Those balances which include mortgage loans held for sale, have $14.7 billion and $15.3 billion, respectively, of insured/guaranteed loans whose repayments are insured by the FHA or guaranteed by the VA. The following table shows non-PCI loans 90 days or more past due and still accruing, but excludes insured/guaranteed loans.

	December 31		,
(in millions)	2010	2009

Commercial:
Commercial and industrial	$308	590
Real estate mortgage	104	1,014
Real estate construction	193	909
Foreign	22	73

Total commercial	627	2,586

Consumer:
Real estate 1-4 family first mortgage (1)	941	1,623
Real estate 1-4 family junior lien mortgage (1)	366	515
Credit card	516	795
Other revolving credit and installment	1,305	1,333

Total consumer	3,128	4,266

Total (excluding PCI)	$3,755	6,852

(1)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

Note 6: Loans and Allowance for Credit Losses (continued)

IMPAIRED LOANS The table below summarizes key information for impaired loans. Our impaired loans include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans may have estimated impairment which is included in the allowance for credit losses. Impaired loans exclude PCI loans. See the “Loans” section in Note 1 for our policies on impaired loans and PCI loans.

	December 31, 2010
		Recorded investment
			Impaired loans
	Unpaid		with related	Related
	principal	Impaired	allowance for	allowance for
(in millions)	balance	loans	credit losses	credit losses

Commercial:
Commercial and industrial	$8,190	3,600	3,276	607
Real estate mortgage	7,439	5,239	5,163	1,282
Real estate construction	4,676	2,786	2,786	548
Lease financing	149	91	91	34
Foreign	215	15	15	8

Total commercial	20,669	11,731	11,331	2,479

Consumer:
Real estate 1-4 family first mortgage	12,834	11,603	11,603	2,754
Real estate 1-4 family junior lien mortgage	1,759	1,626	1,626	578
Credit card	548	548	548	333
Other revolving credit and installment	231	230	230	58

Total consumer	15,372	14,007	14,007	3,723

Total (excluding PCI)	$36,041	25,738	25,338	6,202

     The following table summarizes key information for impaired loans as of December 31, 2009.

	December 31, 2009 (1)
(in millions)	Commercial	Consumer	Total

Recorded investment:
Impaired loans	$10,562	8,268	18,830
Impaired loans with a related
allowance for credit losses	9,666	8,268	17,934
Related allowance for credit losses	1,502	1,765	3,267

(1)	Balances have been revised to conform to our current classification of certain small commercial loans as impaired.

     Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $1.2 billion and $452 million at December 31, 2010 and 2009, respectively. These commitments primarily relate to CRE loans, which, at the time of modification, had an amount of availability to the borrower that continues under the modified terms of the TDR and totaled $861 million and $134 million at December 31, 2010 and 2009, respectively.
     The following table provides the average recorded investment in impaired loans and the amount of interest income recognized on impaired loans after impairment by portfolio segment and class.

	Year ended
	December 31, 2010
	Average	Recognized
	recorded	interest
(in millions)	investment	income

Commercial:
Commercial and industrial	$4,098	64
Real estate mortgage	4,598	41
Real estate construction	3,203	28
Lease financing	166	—
Foreign	47	—

Total commercial	12,112	133

Consumer:
Real estate 1-4 family first mortgage	9,221	494
Real estate 1-4 family junior lien mortgage	1,443	55
Credit card	360	13
Other revolving credit and installment	132	3

Total consumer	11,156	565

Total impaired loans	$23,268	698

     The following table presents the average recorded investment in impaired loans and interest income recognized on impaired loans after impairment.

	Year ended December 31			,
(in millions)	2010	2009	2008

Average recorded investment in impaired loans	$23,268	10,557	1,952

Interest income:
Cash basis of accounting	$250	130	34
Other (1)	448	102	9

Total interest income	$698	232	43

(1)	Includes interest recognized on accruing TDRs, interest recognized related to the passage of time, and amortization of purchase accounting adjustments related to certain impaired loans. See footnote 1 to the table of changes in the allowance for credit losses.

Note 6: Loans and Allowance for Credit Losses (continued)

Purchased Credit-Impaired Loans
Certain loans acquired in the Wachovia acquisition are accounted for as PCI loans. The following table presents PCI loans net of any remaining purchase accounting adjustments.

	December 31			,
(in millions)	2010	2009	2008

Commercial:
Commercial and industrial	$718	1,911	4,580
Real estate mortgage	2,855	4,137	5,803
Real estate construction	2,949	5,207	6,462
Foreign	1,413	1,733	1,859

Total commercial	7,935	12,988	18,704

Consumer:
Real estate 1-4 family first mortgage	33,245	38,386	39,214
Real estate 1-4 family junior lien mortgage	250	331	728
Other revolving credit and installment	—	—	151

Total consumer	33,495	38,717	40,093

Total PCI loans (carrying value)	$41,430	51,705	58,797

Total PCI loans (unpaid principal balance)	$64,331	83,615	98,182

ACCRETABLE YIELD The excess of cash flows expected to be collected over the carrying value of PCI loans is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pools of loans. The accretable yield is affected by:
•	Changes in interest rate indices for variable rate PCI loans – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;
•	Changes in prepayment assumptions – Prepayments affect the estimated life of PCI loans which may change the amount of interest income, and possibly principal, expected to be collected; and
•	Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.
     The change in the accretable yield related to PCI loans is presented in the following table.

	Year ended December 31		,
(in millions)	2010	2009

Total, beginning of year	$14,559	10,447
Accretion	(2,435)	(2,606)
Reclassification from nonaccretable difference for loans with improving cash flows	3,399	441
Changes in expected cash flows that do not affect nonaccretable difference (1)	1,191	6,277

Total, end of year	$16,714	14,559

(1)	Represents changes in cash flows expected to be collected, changes in interest rates on variable rate PCI loans, and the impact of modifications on expected cash flows.

PCI ALLOWANCE When it is estimated that the cash flows expected to be collected have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

			Other
(in millions)	Commercial	Pick-a-Pay	consumer	Total

Balance, December 31, 2008	$—	—	—	—
Provision for losses due to credit deterioration	850	—	3	853
Charge-offs	(520)	—	—	(520)

Balance, December 31, 2009	330	—	3	333
Provision for losses due to credit deterioration	712	—	59	771
Charge-offs	(776)	—	(30)	(806)

Balance, December 31, 2010	$266	—	32	298

COMMERCIAL PCI CREDIT QUALITY INDICATORS The following table provides a breakdown of commercial PCI loans by risk category.

	December 31, 2010
	Commercial	Real	Real
	and	estate	estate
(in millions)	industrial	mortgage	construction	Foreign	Total

By risk category:
Pass	$214	352	128	210	904
Criticized	504	2,503	2,821	1,203	7,031

Total commercial PCI loans	$718	2,855	2,949	1,413	7,935

CONSUMER PCI CREDIT QUALITY INDICATORS Our consumer PCI loans were aggregated into several pools of loans at acquisition. Below, we have provided credit quality indicators based on the individual loans included in the pool, but we have not allocated the remaining purchase accounting adjustments, which were established at a pool level. The following table provides the delinquency status of consumer PCI loans.

	December 31, 2010
	Real estate	Real estate
	1-4 family	1-4 family
	first	junior lien
(in millions)	mortgage	mortgage	Total

By delinquency status:
Current	$29,253	357	29,610
1-29 DPD	44	79	123
30-59 DPD	3,586	30	3,616
60-89 DPD	1,364	17	1,381
90-119 DPD	881	13	894
120-179 DPD	1,346	19	1,365
180+ DPD	7,214	220	7,434

Total consumer PCI loans	$43,688	735	44,423

Total consumer PCI loans (carrying value)	$33,245	250	33,495

Note 6: Loans and Allowance for Credit Losses (continued)
The following table provides FICO scores for consumer PCI loans.

	December 31, 2010
	Real estate	Real estate
	1-4 family	1-4 family
	first	junior lien
(in millions)	mortgage	mortgage	Total

By FICO:
< 600	$22,334	363	22,697
600-639	7,563	109	7,672
640-679	6,185	96	6,281
680-719	3,949	60	4,009
720-759	2,057	17	2,074
760-799	1,087	7	1,094
800+	232	2	234
No FICO available	281	81	362

Total consumer PCI loans	$43,688	735	44,423

Total consumer PCI loans (carrying value)	$33,245	250	33,495

The following table shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV for real estate 1-4 family junior lien mortgages.

	December 31, 2010
	Real estate	Real estate
	1-4 family	1-4 family
	first	junior lien
	mortgage	mortgage
(in millions)	by LTV	by CLTV	Total

By LTV/CLTV:
0-60%	$1,653	43	1,696
60.01-80%	5,513	42	5,555
80.01-100%	11,861	89	11,950
100.01-120%	9,525	116	9,641
> 120%	15,047	314	15,361
No LTV/CLTV available	89	131	220

Total consumer PCI loans	$43,688	735	44,423

Total consumer PCI loans (carrying value)	$33,245	250	33,495

Note 7: Premises, Equipment, Lease Commitments and Other Assets

	December 31		,
(in millions)	2010	2009

Land	$1,825	2,140
Buildings	7,440	8,143
Furniture and equipment	6,689	6,232
Leasehold improvements	1,683	1,381
Premises and equipment leased under capital leases	148	152

Total premises and equipment	17,785	18,048
Less: Accumulated depreciation and amortization	8,141	7,312

Net book value, premises and equipment	$9,644	10,736

Depreciation and amortization expense for premises and equipment was $1.5 billion, $1.3 billion and $861 million in 2010, 2009 and 2008, respectively.
     Dispositions of premises and equipment, included in noninterest expense, resulted in net losses of $115 million in 2010, net losses of $22 million in 2009 and net gains of $3 million in 2008.
     We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are predominantly up to 15 years, with the longest up to 95 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2010.

	Operating	Capital
(in millions)	leases	leases

Year ended December 31,
2011	$1,134	14
2012	1,235	5
2013	1,099	5
2014	944	4
2015	788	3
Thereafter	3,405	21

Total minimum lease payments	$8,605	52

Executory costs		$(14)
Amounts representing interest		(12)

Present value of net minimum lease payments		$26

     Operating lease rental expense (predominantly for premises), net of rental income, was $1.3 billion, $1.4 billion and $709 million in 2010, 2009 and 2008, respectively.
     The components of other assets were:

	December 31		,
(in millions)	2010	2009

Nonmarketable equity investments:
Cost method:
Private equity investments	$3,240	3,808
Federal bank stock	5,254	5,985

Total cost method	8,494	9,793
Equity method	7,624	5,138
Principal investments (1)	305	1,423

Total nonmarketable equity investments	16,423	16,354
Corporate/bank-owned life insurance	19,845	19,515
Accounts receivable	23,763	20,565
Interest receivable	4,895	5,946
Core deposit intangibles	8,904	10,774
Customer relationship and other amortized intangibles	1,847	2,154
Net deferred tax assets	—	3,212
Foreclosed assets:
GNMA (2)	1,479	960
Other	4,530	2,199
Operating lease assets	1,873	2,395
Due from customers on acceptances	229	810
Other	15,993	19,296

Total other assets	$99,781	104,180

(1)	Principal investments are recorded at fair value with realized and unrealized gains (losses) included in net gains (losses) from equity investments in the income statement.
(2)	These are foreclosed real estate securing FHA insured and VA guaranteed loans. Both principal and interest for these loans secured by the foreclosed real estate are collectible because they are insured/guaranteed.
     Income related to nonmarketable equity investments was:

	Year ended December 31			,
(in millions)	2010	2009	2008

Net gains (losses) from:
Private equity investments (1)	$492	(368)	251
Principal investments	42	79	—
All other nonmarketable equity investments	(188)	(234)	(10)

Net gains (losses) from nonmarketable equity investments	$346	(523)	241

(1)	Net gains in 2008 include $334 million gain from our ownership in Visa, which completed its initial public offering in March 2008.

Note 8: Securitizations and Variable Interest Entities

Involvement with SPEs
In the normal course of business, we enter into various types of on- and off-balance sheet transactions with special purpose entities (SPEs), which are corporations, trusts or partnerships that are established for a limited purpose. Historically, the majority of SPEs were formed in connection with securitization transactions. In a securitization transaction, assets from our balance sheet are transferred to an SPE, which then issues to investors various forms of interests in those assets and may also enter into derivative transactions. In a securitization transaction, we typically receive cash and/or other interests in an SPE as proceeds for the assets we transfer. Also, in certain transactions, we may retain the right to service the transferred receivables and to repurchase those receivables from the SPE if the outstanding balance of the receivables falls to a level where the cost exceeds the benefits of servicing such receivables. In addition, we may purchase the right to service loans in an SPE that were transferred to the SPE by a third party.
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
     SPEs are generally considered variable interest entities (VIEs). A VIE is an entity that has either a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.
     We have segregated our involvement with VIEs between those VIEs which we consolidate, those which we do not consolidate and transfers of financial assets that are accounted for as secured borrowings. Secured borrowings are transactions involving transfers of our financial assets to third parties that are accounted for as financings with the assets pledged as collateral. Accordingly, the transferred assets remain recognized on our balance sheet. Subsequent tables within this Note further segregate these transactions by structure type.

     The classifications of assets and liabilities in our balance sheet associated with our transactions with VIEs follow:

				Transfers that
	VIEs that we	VIEs		we account
	do not	that we		for as secured
(in millions)	consolidate	consolidate		borrowings	Total

December 31, 2010
Cash	$—	200		398	598
Trading assets	5,351	143		32	5,526
Securities available for sale (1)	24,001	2,159		7,834	33,994
Loans	12,400	16,708		1,613	30,721
Mortgage servicing rights	13,262	—		—	13,262
Other assets	3,783	2,039		90	5,912

Total assets	58,797	21,249		9,967	90,013

Short-term borrowings	—	3,636	(2)	7,773	11,409
Accrued expenses and other liabilities	3,514	716	(2)	14	4,244
Long-term debt	—	8,377	(2)	1,700	10,077

Total liabilities	3,514	12,729		9,487	25,730

Noncontrolling interests	—	40		—	40

Net assets	$55,283	8,480		480	64,243

December 31, 2009
Cash	$—	273		328	601
Trading assets	6,097	77		35	6,209
Securities available for sale (1)	35,186	1,794		7,126	44,106
Loans	15,698	561		2,007	18,266
Mortgage servicing rights	16,233	—		—	16,233
Other assets	5,604	2,595		68	8,267

Total assets	78,818	5,300		9,564	93,682

Short-term borrowings	—	351		1,996	2,347
Accrued expenses and other liabilities	3,352	708		4,864	8,924
Long-term debt (3)	—	1,163		1,938	3,101

Total liabilities	3,352	2,222		8,798	14,372

Noncontrolling interests	—	68		—	68

Net assets	$75,466	3,010		766	79,242

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.
(2)	Includes the following VIE liabilities at December 31, 2010, with recourse to the general credit of Wells Fargo: Short-term borrowings, $3.6 billion; Accrued expenses and other liabilities, $645 million; and Long-term debt, $53 million.
(3)	“VIEs that we consolidate” has been revised to correct previously reported amount.

Transactions with Unconsolidated VIEs
 Our transactions with VIEs include securitizations of consumer loans, CRE loans, student loans, auto loans and municipal bonds; investment and financing activities involving CDOs backed by asset-backed and CRE securities, collateralized loan obligations (CLOs) backed by corporate loans or bonds, and other types of structured financing. We have various forms of involvement with VIEs, including holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. These involvements with unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, securities available for sale, loans, MSRs, other assets and other liabilities, as appropriate.
     The following tables provide a summary of unconsolidated VIEs with which we have significant continuing involvement, but are not the primary beneficiary. The balances presented for December 31, 2010, represent our unconsolidated VIEs for which we consider our involvement to be significant. The balances presented for December 31, 2009, include unconsolidated VIEs with which we have continuing involvement that we no longer consider significant. Accordingly, we have excluded these transactions from the balances presented for December 31, 2010. We have refined our definition of significant continuing involvement in accordance with consolidation accounting guidance to exclude unconsolidated VIEs when our continuing involvement relates to third-party sponsored VIEs for which we were not the transferor, and unconsolidated VIEs for which we were the sponsor but do not have any other significant continuing involvement.
     Significant continuing involvement includes transactions where we were the sponsor or transferor and have other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or marketing of the transaction to investors. When we

Note 8: Securitizations and Variable Interest Entities (continued)

transfer assets to a VIE and account for the transfer as a sale, we are considered the transferor. We consider investments in securities held outside of trading, loans, guarantees, liquidity agreements, written options and servicing of collateral to be other forms of involvement that may be significant. We have excluded certain transactions with unconsolidated VIEs from the December 31, 2010, balances presented in the table below where we have determined that our continuing involvement is not significant due to the temporary nature and size of our variable interests, because we were not the transferor or because we were not involved in the design or operations of the unconsolidated VIEs.

					Other
	Total	Debt and			commitments
	VIE	equity	Servicing		and	Net
(in millions)	assets	interests (1)	assets	Derivatives	guarantees	assets

December 31, 2010
		Carrying value – asset (liability)

Residential mortgage loan securitizations:
Conforming	$1,068,737	5,527	12,115	—	(928)	16,714
Other/nonconforming	76,304	2,997	495	6	(107)	3,391
Commercial mortgage securitizations	190,377	5,506	608	261	—	6,375
Collateralized debt obligations:
Debt securities	20,046	1,436	—	844	—	2,280
Loans (2)	9,970	9,689	—	—	—	9,689
Asset-based finance structures	12,055	6,556	—	(118)	—	6,438
Tax credit structures	20,981	3,614	—	—	(1,129)	2,485
Collateralized loan obligations	13,196	2,804	—	56	—	2,860
Investment funds	10,522	1,416	—	—	—	1,416
Other (3)	20,031	3,221	43	377	(6)	3,635

Total	$1,442,219	42,766	13,261	1,426	(2,170)	55,283

		Maximum exposure to loss

Residential mortgage loan securitizations:
Conforming		$5,527	12,115	—	4,248	21,890
Other/nonconforming		2,997	495	6	233	3,731
Commercial mortgage securitizations		5,506	608	488	—	6,602
Collateralized debt obligations:
Debt securities		1,436	—	2,850	7	4,293
Loans (2)		9,689	—	—	—	9,689
Asset-based finance structures		6,556	—	118	2,175	8,849
Tax credit structures		3,614	—	—	1	3,615
Collateralized loan obligations		2,804	—	56	519	3,379
Investment funds		1,416	—	—	87	1,503
Other (3)		3,221	43	916	162	4,342

Total		$42,766	13,261	4,434	7,432	67,893

(continued on following page)

(continued from previous page)

					Other
	Total	Debt and			commitments
	VIE	equity	Servicing		and	Net
(in millions)	assets	interests (1)	assets	Derivatives	guarantees	assets

December 31, 2009
		Carrying value – asset (liability)

Residential mortgage loan securitizations (4):
Conforming	$1,150,515	5,846	13,949	—	(869)	18,926
Other/nonconforming	251,850	11,683	1,538	16	(15)	13,222
Commercial mortgage securitizations	345,561	3,760	696	489	—	4,945
Collateralized debt obligations:
Debt securities	45,684	3,024	—	1,746	—	4,770
Loans (2)	10,215	9,964	—	—	—	9,964
Multi-seller commercial paper conduit (5)	5,160	—	—	—	—	—
Asset-based finance structures	17,467	10,187	—	(72)	(248)	9,867
Tax credit structures	27,537	4,659	—	—	(653)	4,006
Collateralized loan obligations	23,830	3,602	—	64	—	3,666
Investment funds	84,642	1,831	—	—	(129)	1,702
Other (3)	23,538	3,626	50	1,015	(293)	4,398

Total	$1,985,999	58,182	16,233	3,258	(2,207)	75,466

		Maximum exposure to loss

Residential mortgage loan securitizations (4):
Conforming		$5,846	13,949	—	4,567	24,362
Other/nonconforming		11,683	1,538	30	218	13,469
Commercial mortgage securitizations		3,760	696	766	—	5,222
Collateralized debt obligations:
Debt securities		3,024	—	3,586	33	6,643
Loans (2)		9,964	—	—	—	9,964
Multi-seller commercial paper conduit (5)		—	—	5,263	—	5,263
Asset-based finance structures		10,187	—	72	968	11,227
Tax credit structures		4,659	—	—	4	4,663
Collateralized loan obligations		3,702	—	64	473	4,239
Investment funds (6)		2,331	—	500	218	3,049
Other (3)		3,626	50	1,818	1,774	7,268

Total		$58,782	16,233	12,099	8,255	95,369

(1)	Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.
(2)	Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest primarily in senior tranches from a diversified pool of primarily U.S. asset securitizations, of which all are current, and over 91% were rated as investment grade by the primary rating agencies at December 31, 2010. These senior loans were acquired in the Wachovia business combination and are accounted for at amortized cost as initially determined under purchase accounting and are subject to the Company’s allowance and credit charge-off policies.
(3)	Includes student loan securitizations, auto loan securitizations and credit-linked note structures. Also contains investments in auction rate securities (ARS) issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.
(4)	Total VIE assets at December 31, 2009, includes $20.9 billion of nonconforming residential mortgage securitizations that were consolidated in first quarter 2010.
(5)	The multi-seller commercial paper conduit was consolidated in first quarter 2010.
(6)	“Other commitments and guarantees” has been revised to correct previously reported amount.

Note 8: Securitizations and Variable Interest Entities (continued)

     In the two preceding tables, “Total VIE assets” represents the remaining principal balance of assets held by unconsolidated VIEs using the most current information available. For VIEs that obtain exposure to assets synthetically through derivative instruments, the remaining notional amount of the derivative is included in the asset balance. “Carrying value” is the amount in our consolidated balance sheet related to our involvement with the unconsolidated VIEs. “Maximum exposure to loss” from our involvement with off-balance sheet entities, which is a required disclosure under GAAP, is determined as the carrying value of our involvement with off-balance sheet (unconsolidated) VIEs plus the remaining undrawn liquidity and lending commitments, the notional amount of net written derivative contracts, and generally the notional amount of, or stressed loss estimate for, other commitments and guarantees. It represents estimated loss that would be incurred under severe, hypothetical circumstances, for which we believe the possibility is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.
RESIDENTIAL MORTGAGE LOANS Residential mortgage loan securitizations are financed through the issuance of fixed- or floating-rate-asset-backed-securities, which are collateralized by the loans transferred to a VIE. We typically transfer loans we originated to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. We also may be exposed to limited liability related to recourse agreements and repurchase agreements we make to our issuers and purchasers, which are included in other commitments and guarantees. In certain instances, we may service residential mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. Our residential mortgage loan securitizations consist of conforming and nonconforming securitizations.
     Conforming residential mortgage loan securitizations are those that are guaranteed by GSEs, including GNMA. We do not consolidate our conforming residential mortgage loan securitizations because we do not have power over the VIEs.
     The loans sold to the VIEs in nonconforming residential mortgage loan securitizations are those that do not qualify for a GSE guarantee. We do not consolidate the nonconforming residential mortgage loan securitizations included in the table because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.
     Other commitments and guarantees include amounts related to loans sold that we may be required to repurchase, or otherwise indemnify or reimburse the investor or insurer for losses incurred, due to material breach of contractual representations and warranties. The maximum exposure to loss for material breach of contractual representations and warranties represents a stressed case estimate we utilize for determining stressed case regulatory capital needs.
COMMERCIAL MORTGAGE LOAN SECURITIZATIONS Commercial mortgage loan securitizations are financed through the issuance of fixed- or floating-rate-asset-backed-securities, which are collateralized by the loans transferred to the VIE. In a typical securitization, we may transfer loans we originate to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. In certain instances, we may service commercial mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. We typically serve as primary or master servicer of these VIEs. The primary or master servicer in a commercial mortgage loan securitization typically cannot make the most significant decisions impacting the performance of the VIE and therefore does not have power over the VIE. We do not consolidate the commercial mortgage loan securitizations included in the disclosure because we either do not have power or do not have a variable interest that could potentially be significant to the VIE.
COLLATERALIZED DEBT OBLIGATIONS (CDOs) A CDO is a securitization where an SPE purchases a pool of assets consisting of asset-backed securities and issues multiple tranches of equity or notes to investors. In some transactions, a portion of the assets are obtained synthetically through the use of derivatives such as credit default swaps or total return swaps.
     Prior to 2008, we engaged in the structuring of CDOs on behalf of third party asset managers who would select and manage the assets for the CDO. Typically, the asset manager has some discretion to manage the sale of assets of, or derivatives used by the CDO, which generally gives the asset manager the power over the CDO. We have not structured these types of transactions since the credit market disruption began in late 2007.
     In addition to our role as arranger we may have other forms of involvement with these transactions, including transactions established prior to 2008. Such involvement may include acting as liquidity provider, derivative counterparty, secondary market maker or investor. For certain transactions, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer.
     We assess whether we are the primary beneficiary of CDOs based on our role in the transaction in combination with the variable interests we hold. Subsequently, we monitor our ongoing involvement in these transactions to determine if the nature of our involvement has changed. We are not the primary beneficiary of these transactions in most cases because we do not act as the collateral manager or servicer, which generally denotes power. In cases where we are the collateral manager or servicer, we are not the primary beneficiary because we do not hold interests that could potentially be significant to the VIE.

COLLATERALIZED LOAN OBLIGATIONS (CLOs) A CLO is a securitization where an SPE purchases a pool of assets consisting of loans and issues multiple tranches of equity or notes to investors. Generally, CLOs are structured on behalf of a third party asset manager that typically selects and manages the assets for the term of the CLO. Typically, the asset manager has the power over the significant decisions of the VIE through its discretion to manage the assets of the CLO. We assess whether we are the primary beneficiary of CLOs based on our role in the transaction and the variable interests we hold. In most cases, we are not the primary beneficiary of these transactions because we do not have the power to manage the collateral in the VIE.
     In addition to our role as arranger, we may have other forms of involvement with these transactions. Such involvement may include acting as underwriter, derivative counterparty, secondary market maker or investor. For certain transactions, we may also act as the servicer, for which we receive fees in connection with that role. We also earn fees for arranging these transactions and distributing the securities.
ASSET-BASED FINANCE STRUCTURES We engage in various forms of structured finance arrangements with VIEs that are collateralized by various asset classes including energy contracts, auto and other transportation leases, intellectual property, equipment and general corporate credit. We typically provide senior financing, and may act as an interest rate swap or commodity derivative counterparty when necessary. In most cases, we are not the primary beneficiary of these structures because we do not have power over the significant activities of the VIEs involved in these transactions.
     For example, we have investments in asset-backed securities that are collateralized by auto leases or loans and cash reserves. These fixed-rate and variable-rate securities have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by VIEs that have been formed by third party auto financing institutions primarily because they require a source of liquidity to fund ongoing vehicle sales operations. The third party auto financing institutions manage the collateral in the VIEs, which is indicative of power in these transactions and we therefore do not consolidate these VIEs.
TAX CREDIT STRUCTURES We co-sponsor and make investments in affordable housing and sustainable energy projects that are designed to generate a return primarily through the realization of federal tax credits. In some instances, our investments in these structures may require that we fund future capital commitments at the discretion of the project sponsors. While the size of our investment in a single entity may at times exceed 50% of the outstanding equity interests, we do not consolidate these structures due to the project sponsor’s ability to manage the projects, which is indicative of power in these transactions.
INVESTMENT FUNDS At December 31, 2010, we had investments of $1.4 billion and lending arrangements of $14 million with certain funds managed by one of our majority owned subsidiaries compared with investments of $1.3 billion and lending arrangements of $20 million at December 31, 2009. In addition, we also provide a default protection agreement to a third party lender to one of these funds. Our involvement in these funds is either senior or of equal priority to third party investors. We do not consolidate the investment funds because we do not absorb the majority of the expected future variability associated with the funds’ assets, including variability associated with credit, interest rate and liquidity risks.
OTHER TRANSACTIONS WITH VIEs In August 2008, Wachovia reached an agreement to purchase at par auction rate securities (ARS) that were sold to third-party investors by certain of its subsidiaries. ARS are debt instruments with long-term maturities, but which re-price more frequently, and preferred equities with no maturity. All remaining ARS issued by VIEs subject to the agreement were redeemed. At December 31, 2010, we held in our securities available-for-sale portfolio $1.6 billion of ARS issued by VIEs redeemed pursuant to this agreement, compared with $3.2 billion at December 31, 2009.
     On November 18, 2009, we reached agreements to purchase additional ARS from eligible investors who bought ARS through one of our broker-dealer subsidiaries. All remaining ARS issued by VIEs subject to the agreement were redeemed. As of December 31, 2010, we held in our securities available-for-sale portfolio $892 million of ARS issued by VIEs redeemed pursuant to this agreement. No securities had been redeemed related to this agreement at December 31, 2009.
     We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.
TRUST PREFERRED SECURITIES In addition to the involvements disclosed in the preceding table, we had $19.3 billion and $19.1 billion of junior subordinated debt financing through the issuance of trust preferred securities at December 31, 2010 and 2009, respectively. In these transactions, VIEs that we wholly own issue preferred equity or debt securities to third party investors. All of the proceeds of the issuance are invested in debt securities that we issue to the VIEs. The VIEs’ operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us. This is the case even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. We report the debt securities that we issue to the VIEs as long-term debt in our consolidated balance sheet. See Note 13 and Note 17 for additional information related to our trust preferred security issuances.

Note 8: Securitizations and Variable Interest Entities (continued)

Securitization Activity Related to Unconsolidated VIEs
 We use VIEs to securitize consumer and CRE loans and other types of financial assets, including student loans, auto loans and municipal bonds. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in the VIEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers.
     We recognized net gains of $27 million from transfers accounted for as sales of financial assets in securitizations in 2010, and net gains of $1 million in 2009. Additionally, we had the following cash flows with our securitization trusts that were involved in transfers accounted for as sales.

	Year ended December 31				,
	2010		2009
		Other		Other
	Mortgage	financial	Mortgage	financial
(in millions)	loans	assets	loans	assets

Sales proceeds from securitizations (1)	$374,488	—	394,632	—
Servicing fees	4,316	34	4,283	42
Other interests held (2)	1,786	442	3,757	310
Purchases of delinquent assets	25	—	45	—
Net servicing advances	49	—	257	—

(1)	Represents cash flow data for all loans securitized in the period presented.
(2)	“Other financial assets” for 2009 has been revised to correct previously reported amount.

     Sales with continuing involvement during 2010 predominantly related to conforming residential mortgage securitizations. During 2010 we transferred $379.0 billion in fair value of conforming residential mortgages to unconsolidated VIEs and recorded the transfers as sales. These transfers did not result in a gain or loss because the loans are already carried at fair value. In connection with these transfers, in 2010 we recorded a $4.5 billion servicing asset and a $144 million liability for repurchase reserves, which are both initially measured at fair value.
     We used the following key assumptions to measure mortgage servicing assets at the date of securitization:

	Mortgage servicing rights
	2010	2009

Prepayment speed (annual CPR (1))	13.5%	13.4
Life (in years)	5.4	5.6
Discount rate	8.0%	8.3

(1)	Constant prepayment rate.

     Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2010, for residential and commercial mortgage servicing rights, and other interests held related primarily to residential mortgage loan securitizations are presented in the following table. In the following table “Other interests held” exclude securities retained in securitizations issued through GSEs such as FNMA, FHLMC and GNMA because we do not believe the value of these securities would be materially affected by the adverse changes in assumptions noted in the table. Subordinated interests include only those bonds whose credit rating was below AAA by a major rating agency at issuance. Senior interests include only those bonds whose credit rating was AAA by a major rating agency at issuance. The information presented excludes trading positions held in inventory.

		Other interests held
	Mortgage	Interest-
	servicing	only	Subordinated	Senior
(in millions)	rights	strips	bonds	bonds

Fair value of interests held at December 31, 2010	$16,279	226	47	441
Expected weighted-average life (in years)	5.2	5.2	8.3	4.5
Prepayment speed assumption (annual CPR)	12.6%	11.4	4.8	18.1
Decrease in fair value from:
10% adverse change	$844	7	—	2
25% adverse change	1,992	16	—	6
Discount rate assumption	8.1%	17.8	10.2	6.8
Decrease in fair value from:
100 basis point increase	$777	6	3	14
200 basis point increase	1,487	13	6	27
Credit loss assumption			0.7%	3.7
Decrease in fair value from:
10% higher losses			$—	1
25% higher losses			—	3

     The sensitivities in the preceding table are hypothetical and caution should be exercised when relying on this data. Changes in value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in value may not be linear. Also, the effect of a variation in a particular assumption on the value of the other interests held is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in others (for example, changes in prepayment speed estimates could result in changes in the credit losses), which might magnify or counteract the sensitivities.
     The following table presents information about the principal balances of off-balance sheet securitized loans, including residential mortgages sold to FNMA, FHLMC and GNMA and securitizations where servicing is our only form of continuing involvement. Delinquent loans include loans 90 days or more past due and still accruing interest as well as nonaccrual loans. Delinquent loans and net charge-offs exclude loans sold to FNMA, FHLMC and GNMA. We continue to service those loans and would only experience a loss if required to repurchase a delinquent loan due to a breach in original representations and warranties associated with their required underwriting standards.

							Net charge-offs
	Total loans			Delinquent loans			Year ended
	December 31		,	December 31		,	December 31		,
(in millions)	2010	2009		2010	2009		2010	2009

Commercial:
Commercial and industrial	$1	78		—	65		—	—
Real estate mortgage	207,015	221,516		11,515	7,208		919	108

Total commercial	207,016	221,594		11,515	7,273		919	108

Consumer:
Real estate 1-4 family first mortgage	1,090,755	1,062,938		5,275	7,501		1,408	1,287
Real estate 1-4 family junior lien mortgage	1	3,292		—	76		—	54
Other revolving credit and installment	2,454	5,104		102	100		—	107

Total consumer	1,093,210	1,071,334		5,377	7,677		1,408	1,448

Total off-balance sheet securitized loans	$1,300,226	1,292,928		16,892	14,950		2,327	1,556

Note 8: Securitizations and Variable Interest Entities (continued)

Transactions with Consolidated VIEs and Secured Borrowings
The following table presents a summary of transfers of financial assets accounted for as secured borrowings and involvements with consolidated VIEs. “Consolidated assets” are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.” On the consolidated balance sheet, we separately disclose the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs.

		Carrying value
	Total		Third
	VIE	Consolidated	party	Noncontrolling	Net
(in millions)	assets	assets	liabilities	interests	assets

December 31, 2010
Secured borrowings:
Municipal tender option bond securitizations	$10,687	7,874	(7,779)	—	95
Auto loan securitizations	154	154	—	—	154
Commercial real estate loans	1,321	1,321	(1,272)	—	49
Residential mortgage securitizations	700	618	(436)	—	182

Total secured borrowings	12,862	9,967	(9,487)	—	480

Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	14,518	13,529	(6,723)	—	6,806
Multi-seller commercial paper conduit	3,197	3,197	(3,279)	—	(82)
Auto loan securitizations	1,010	1,010	(955)	—	55
Structured asset finance	146	146	(21)	(11)	114
Investment funds	1,197	1,197	(54)	(14)	1,129
Other	2,173	2,170	(1,697)	(15)	458

Total consolidated VIEs	22,241	21,249	(12,729)	(40)	8,480

Total secured borrowings and consolidated VIEs	$35,103	31,216	(22,216)	(40)	8,960

December 31, 2009
Secured borrowings:
Municipal tender option bond securitizations (1)	$9,649	7,189	(6,856)	—	333
Auto loan securitizations	274	274	(121)	—	153
Commercial real estate loans	1,309	1,309	(1,269)	—	40
Residential mortgage securitizations	901	792	(552)	—	240

Total secured borrowings	12,133	9,564	(8,798)	—	766

Consolidated VIEs:
Structured asset finance (2)	2,791	1,074	(919)	(10)	145
Investment funds	2,257	2,245	(271)	(33)	1,941
Other (2)	2,697	1,981	(1,032)	(25)	924

Total consolidated VIEs	7,745	5,300	(2,222)	(68)	3,010

Total secured borrowings and consolidated VIEs	$19,878	14,864	(11,020)	(68)	3,776

(1)	“Total VIE assets” has been revised to correct previously reported amount.
(2)	“Third party liabilities” has been revised to correct previously reported amounts.

     In addition to the transactions included in the table above, at December 31, 2010, we had issued approximately $6.0 billion of private placement debt financing through a consolidated VIE. The issuance is classified as long-term debt in our consolidated financial statements. At December 31, 2010, we had pledged approximately $6.0 billion in loans, $478 million in securities available for sale and $180 million in cash and cash equivalents to collateralize the VIE’s borrowings. Such assets were not transferred to the VIE and accordingly we have excluded the VIE from the previous table.
     We have raised financing through the securitization of certain financial assets in transactions with VIEs accounted for as secured borrowings. We also consolidate VIEs where we are the primary beneficiary. In certain transactions other than the multi-seller commercial paper conduit, we provide contractual support in the form of limited recourse and liquidity to facilitate the remarketing of short-term securities issued to third party investors. Other than this limited contractual support, the assets of the VIEs are the sole source of repayment of the securities held by third parties. The liquidity support we provide to the multi-seller commercial paper conduit ensures timely repayment of commercial paper issued by the conduit and is described further below.

NONCONFORMING RESIDENTIAL MORTGAGE LOAN SECURITIZATIONS We have consolidated certain of our nonconforming residential mortgage loan securitizations in accordance with consolidation accounting guidance. We have determined we are the primary beneficiary of these securitizations because we have the power to direct the most significant activities of the entity through our role as primary servicer and also hold variable interests that we have determined to be significant. The nature of our variable interests in these entities may include beneficial interests issued by the VIE, mortgage servicing rights and recourse or repurchase reserve liabilities.
MULTI-SELLER COMMERCIAL PAPER CONDUIT We administer a multi-seller asset-based commercial paper conduit that finances certain client transactions. This conduit is a bankruptcy remote entity that makes loans to, or purchases certificated interests, generally from SPEs, established by our clients (sellers) and which are secured by pools of financial assets. The conduit funds itself through the issuance of highly rated commercial paper to third party investors. The primary source of repayment of the commercial paper is the cash flows from the conduit’s assets or the re-issuance of commercial paper upon maturity. The conduit’s assets are structured with deal-specific credit enhancements generally in the form of overcollateralization provided by the seller, but may also include subordinated interests, cash reserve accounts, third party credit support facilities and excess spread capture. The timely repayment of the commercial paper is further supported by asset-specific liquidity facilities in the form of liquidity asset purchase agreements that we provide. Each facility is equal to 102% of the conduit’s funding commitment to a client. The aggregate amount of liquidity must be equal to or greater than all the commercial paper issued by the conduit. At the discretion of the administrator, we may be required to purchase assets from the conduit at par value plus accrued interest or discount on the related commercial paper, including situations where the conduit is unable to issue commercial paper. Par value may be different from fair value.
     We receive fees in connection with our role as administrator and liquidity provider. We may also receive fees related to the structuring of the conduit’s transactions. In 2010, the conduit terminated its subordinated note to a third party investor and repaid all amounts due under the terms of the note agreement. We incurred a loss on the termination of the subordinated note of $16 million. We are the primary beneficiary of the conduit because we have power over the significant activities of the conduit and have a significant variable interest due to our liquidity arrangement.

Note 9: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations and servicing.
     We apply the amortization method to all commercial and some residential MSRs and apply the fair value method to only residential MSRs. The changes in MSRs measured using the fair value method were:

	Year ended December 31		,
(in millions)	2010	2009	2008

Fair value, beginning of year	$16,004	14,714	16,763
Adjustments from adoption of consolidation accounting guidance	(118)	—	—
Purchases	—	—	191
Acquired from Wachovia (1)	—	34	479
Servicing from securitizations or asset transfers	4,092	6,226	3,450
Sales	—	—	(269)

Net additions	3,974	6,260	3,851

Changes in fair value:
Due to changes in valuation model inputs or assumptions (2)	(2,957)	(1,534)	(3,341)
Other changes in fair value (3)	(2,554)	(3,436)	(2,559)

Total changes in fair value	(5,511)	(4,970)	(5,900)

Fair value, end of year	$14,467	16,004	14,714

(1)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates, and costs to service, including delinquency and foreclosure costs.
(3)	Represents changes due to collection/realization of expected cash flows over time.
The changes in amortized MSRs were:

	Year ended December 31			,
(in millions)	2010	2009	2008

Balance, beginning of year	$1,119	1,446	466
Adjustments from adoption of consolidation accounting guidance	(5)	—	—
Purchases	58	11	10
Acquired from Wachovia (1)	—	(135)	1,021
Servicing from securitizations or asset transfers	478	61	24
Amortization	(228)	(264)	(75)

Balance, end of year (2)	1,422	1,119	1,446

Valuation allowance:
Balance, beginning of year	—	—	—
Provision for MSRs in excess of fair value	(3)	—	—

Balance, end of year (3)	(3)	—	—

Amortized MSRs, net	$1,419	1,119	1,446

Fair value of amortized MSRs:
Beginning of year	$1,261	1,555	573
End of year (4)	1,812	1,261	1,555

(1)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.
(2)	Includes $400 million in residential amortized MSRs at December 31, 2010. The 2009 and 2008 balances are commercial amortized MSRs. For the year ended December 31, 2010, servicing from securitizations or asset transfers on the residential MSR portfolio was $405 million and the residential MSR amortization was $(5) million.
(3)	Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs. Residential amortized MSRs are evaluated for impairment purposes by the following risk strata: Mortgages sold to GSEs (FHLMC and FNMA) and mortgages sold to GNMA, each by interest rate stratifications. A valuation allowance of $3 million was recorded on the residential amortized MSRs for the year ended December 31, 2010.
(4)	Includes fair value of $441 million in residential amortized MSRs and $1,371 million in commercial amortized MSRs at December 31, 2010.

     We present the components of our managed servicing portfolio in the following table at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

	December 31			,
(in billions)	2010	2009	2008

Residential mortgage servicing:
Serviced for others	$1,429	1,422	1,388
Owned loans serviced	371	364	378
Subservicing	9	10	15

Total residential servicing	1,809	1,796	1,781

Commercial mortgage servicing:
Serviced for others	408	454	472
Owned loans serviced	99	105	103
Subservicing	13	10	11

Total commercial servicing	520	569	586

Total managed servicing portfolio	$2,329	2,365	2,367

Total serviced for others	$1,837	1,876	1,860
Ratio of MSRs to related loans serviced for others	0.86%	0.91	0.87

The components of mortgage banking noninterest income were:

	Year ended December 31		,
(in millions)	2010	2009	2008

Servicing income, net:
Servicing fees (1)(2)	$4,597	4,176	4,109
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (3)	(2,957)	(1,534)	(3,341)
Other changes in fair value (4)	(2,554)	(3,436)	(2,559)

Total changes in fair value of MSRs carried at fair value	(5,511)	(4,970)	(5,900)
Amortization, net of impairment	(228)	(264)	(75)
Provision for MSRs in excess of fair value	(3)	—	—
Net derivative gains from economic hedges (5)	4,485	6,849	3,099

Total servicing income, net	3,340	5,791	1,233
Net gains on mortgage loan origination/sales activities (2)	6,397	6,237	1,292

Total mortgage banking noninterest income	$9,737	12,028	2,525

Market-related valuation changes to MSRs, net of hedge results (3) + (5)	$1,528	5,315	(242)

(1)	Amounts are presented net of certain unreimbursed direct servicing obligations primarily associated with workout activities.
(2)	2009 and 2008 amounts have been revised to conform with current period presentation.
(3)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs.
(4)	Represents changes due to collection/realization of expected cash flows over time.
(5)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 15 – Free-Standing Derivatives for additional discussion and detail.

Note 9: Mortgage Banking Activities (continued)

     In addition, servicing fees in the previous table included:

	Year ended December 31			,
(in millions)	2010	2009	2008

Contractually specified servicing fees	$4,566	4,473	3,904
Late charges	360	330	283
Ancillary fees	434	287	148

     The table below summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated financial statements and the provision for repurchase losses reduces net gains on mortgage loan origination/sales activities.

	Year ended December 31			,
(in millions)	2010	2009	2008

Balance, beginning of year	$1,033	589	253
Wachovia acquisition (1)	—	31	187
Provision for repurchase losses:
Loan sales	144	302	165
Change in estimate – primarily due to credit deterioration	1,474	625	234

Total additions	1,618	958	586
Losses	(1,362)	(514)	(250)

Balance, end of year	$1,289	1,033	589

(1)	The 2009 amount is refinement to initial December 31, 2008, Wachovia purchase accounting adjustments.

Note 10: Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	December 31						,
	2010			2009
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
(in millions)	value	amortization	value	value	amortization	value

Amortized intangible assets:
MSRs (1)	$2,131	(712)	1,419	1,606	(487)	1,119
Core deposit intangibles	15,133	(6,229)	8,904	15,140	(4,366)	10,774
Customer relationship and other intangibles	3,077	(1,230)	1,847	3,050	(896)	2,154

Total amortized intangible assets	$20,341	(8,171)	12,170	19,796	(5,749)	14,047

MSRs (carried at fair value) (1)	$14,467		14,467	16,004		16,004
Goodwill	24,770		24,770	24,812		24,812
Trademark	14		14	14		14

(1)	See Note 9 for additional information on MSRs.
We based our projections of amortization expense shown below on existing asset balances at December 31, 2010. Future amortization expense may vary from these projections.
The following table provides the current year and estimated future amortization expense for amortized intangible assets.

			Customer
		Core	relationship
	Amortized	deposit	and other
(in millions)	MSRs	intangibles	intangibles	Total

Year ended December 31, 2010 (actual)	$228	1,872	334	2,434

Estimate for year ended December 31,
2011	$247	1,593	286	2,126
2012	222	1,396	269	1,887
2013	189	1,241	249	1,679
2014	161	1,113	234	1,508
2015	139	1,022	212	1,373

     For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. We allocate goodwill to reporting units based on relative fair value, using certain performance metrics. See Note 23 for further information on management reporting.
     The following table shows the allocation of goodwill to our operating segments for purposes of goodwill impairment testing. In fourth quarter 2010, we realigned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. Prior periods have been revised to reflect these changes. The reduction in 2010 was predominately due to reversals of excess exit reserves as discussed in Note 2.

			Wealth	,
	Community	Wholesale	Brokerage and		Consolidated
(in millions)	Banking	Banking	Retirement		Company

December 31, 2008	$16,638	5,621	368		22,627
Goodwill from business combinations	1,329	844	5		2,178
Foreign currency translation adjustments	7	—	—		7

December 31, 2009	17,974	6,465	373		24,812
Goodwill from business combinations, net	(52)	10	—		(42)

December 31, 2010	$17,922	6,475	373		24,770

Note 11: Deposits

Time certificates of deposit (CDs) and other time deposits issued by domestic offices totaled $90.6 billion and $117.0 billion at December 31, 2010 and 2009, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2010

2011	$43,612
2012	15,624
2013	17,977
2014	3,831
2015	7,024
Thereafter	2,500

Total	$90,568

     Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $33.9 billion and $43.7 billion at December 31, 2010 and 2009, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2010

Three months or less	$5,320
After three months through six months	1,358
After six months through twelve months	8,086
After twelve months	19,097

Total	$33,861

     Time CDs and other time deposits issued by foreign offices with a denomination of $100,000 or more were $16.7 billion and $20.4 billion at December 31, 2010 and 2009, respectively.
     Demand deposit overdrafts of $557.0 million and $667.0 million were included as loan balances at December 31, 2010 and 2009, respectively.

Note 12: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

	2010		2009		2008
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

As of December 31,
Commercial paper and other short-term borrowings	$17,454	0.26%	$12,950	0.39%	$45,871	0.93%
Federal funds purchased and securities sold under agreements to repurchase	37,947	0.15	26,016	0.08	62,203	1.12

Total	$55,401	0.19	$38,966	0.18	$108,074	1.04

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$16,330	0.31	$27,793	0.43	$43,792	2.43
Federal funds purchased and securities sold under agreements to repurchase	30,494	0.18	24,179	0.46	22,034	1.88

Total	$46,824	0.22	$51,972	0.44	$65,826	2.25

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$17,646	N/A	$62,871	N/A	$76,009	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	37,947	N/A	30,608	N/A	62,203	N/A

N/A- Not Applicable
(1)	Highest month-end balance in each of the last three years was March 2010, February 2009 and August 2008.
(2)	Highest month-end balance in each of the last three years was December 2010, February 2009 and December 2008.

     We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. The types of collateral we pledge include securities issued by federal agencies, GSEs, and domestic and foreign companies. We pledged $27.3 billion and $14.8 billion at December 31, 2010 and 2009, respectively, under agreements that permit the secured parties to sell or repledge the collateral. Pledged collateral where the secured party cannot sell or repledge was $5.9 billion and $434 million at December 31, 2010 and 2009, respectively.

Note 13: Long-Term Debt

As a part of our overall interest rate risk management strategy, we often use derivatives to manage interest rate risk. As a result, much of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship. See Note 15 for further information on qualifying hedge contracts.
     Following is a summary of our long-term debt based on original maturity (reflecting unamortized debt discounts and premiums, and purchase accounting adjustments for debt assumed in the Wachovia acquisition, where applicable):

	December 31				,
	2010			2009	(1)
	Maturity	Stated
(in millions)	date(s)	interest rate(s)

Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes (2)	2011-2035	2.125-6.75%	$40,630	46,266
Floating-rate notes (2)	2011-2048	Varies	26,750	41,231
Market-linked notes (3)	2011-2018	Varies	545	458

Total senior debt – Parent			67,925	87,955

Subordinated
Fixed-rate notes	2011-2035	4.375-7.574%	12,370	12,148
Floating-rate notes	2015-2016	Varies	1,118	1,096

Total subordinated debt – Parent			13,488	13,244

Junior subordinated
Fixed-rate notes – hybrid trust securities	2026-2068	5.625-10.18%	11,257	11,086
Floating-rate notes	2027-2036	Varies	289	282
FixFloat notes – income trust securities (4)	2042-2044	5.20-9.75% to 2011-2013, varies	6,786	6,786

Total junior subordinated debt – Parent (5)			18,332	18,154

Total long-term debt – Parent			99,745	119,353

Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes	2011-2013	3.37-6.00%	2,185	2,609
Floating-rate notes	2011-2040	Varies	4,186	8,323
Fixed-rate advances – Federal Home Loan Bank (FHLB)	2011-2031	1.60-8.45%	812	2,665
Floating-rate advances – FHLB	2011-2013	Varies	7,103	31,146
Market-linked notes (3)	2011-2016	Varies	229	515
Capital leases (Note 7)	2011-2024	Varies	26	77

Total senior debt – Bank			14,541	45,335

Subordinated
Fixed-rate notes	2011-2038	4.75-7.74%	16,520	18,220
Floating-rate notes	2014-2017	Varies	1,945	1,937

Total subordinated debt – Bank			18,465	20,157

Junior subordinated
Fixed-rate notes	2026	8.00%	317	318
Floating-rate notes	2027	Varies	278	270

Total junior subordinated debt – Bank (5)			595	588

Long-term debt issued by VIE – Fixed rate	2012-2049	0.05-7.50%	3,751	105
Long-term debt issued by VIE – Floating rate	2012-2042	Varies	4,053	70
Mortgage notes and other debt	2011-2038	Varies	8,639	8,216

Total long-term debt – Bank			50,044	74,471

(continued on following page)

(continued from previous page)

	December 31				,
	2010			2009	(1)
	Maturity	Stated
(in millions)	date(s)	interest rate(s)

Other consolidated subsidiaries
Senior
Fixed-rate notes	2011-2015	3.97-6.125%	6,147	6,682
Floating-rate notes – FHLB			—	1,625
FixFloat notes	2020	6.795% through 2015, varies	20	—

Total senior debt – Other consolidated subsidiaries			6,167	8,307

Junior subordinated
Fixed-rate notes	2011	5.50%	10	63
Floating-rate notes	2027-2036	Varies	239	241
FixFloat notes	2036	7.064% through 2011, varies	78	79

Total junior subordinated debt – Other consolidated subsidiaries (5)			327	383

Long-term debt issued by VIE – Fixed rate	2012-2020	5.16-5.98%	84	978
Long-term debt issued by VIE – Floating rate	2015-2021	Varies	489	10
Mortgage notes and other debt of subsidiaries	2013-2018	Varies	127	359

Total long-term debt – Other consolidated subsidiaries			7,194	10,037

Total long-term debt			$156,983	203,861

(1)	Balances have been revised to conform with current period presentation.
(2)	On December 10, 2008, Wells Fargo issued $3 billion of 3% fixed senior unsecured notes and $3 billion of floating senior unsecured notes both maturing on December 9, 2011. On March 30, 2009, Wells Fargo issued $1.75 billion of 2.125% fixed senior unsecured notes and $1.75 billion of floating senior unsecured notes both maturing on June 15, 2012. These notes are guaranteed under the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP) and are backed by the full faith and credit of the United States.
(3)	Consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 15 – Free-standing derivatives.
(4)	We expect to issue preferred stock to the unconsolidated wholly-owned trusts that hold the income trust securities. The preferred stock issuance is contingent on the ability to raise sufficient proceeds through the sale of the income trust securities to third party investors. See Note 8 for our additional information on our trust preferred security structures and Note 17 for the preferred stock we expect to issue.
(5)	Represents junior subordinated debentures held by unconsolidated wholly owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 for additional information on our trust preferred security structures.

Note 13: Long-Term Debt (continued)

     We participated in the FDIC’s Temporary Liquidity Guarantee Program (TLGP). The TLGP had two components: the Debt Guarantee Program, which provided a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provided a temporary unlimited guarantee of funds in noninterest-bearing transaction accounts at FDIC-insured institutions. We opted out of the TLGP effective January 1, 2010.
     The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2010, follow.

(in millions)	Parent	Company

2011	$21,771	36,223
2012	15,696	19,779
2013	10,088	15,750
2014	7,739	11,032
2015	3,584	8,553
Thereafter	40,867	65,646

Total	$99,745	156,983

     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2010, we were in compliance with all the covenants.

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

	December 31						,
	2010			2009
		Maximum	Non-		Maximum	Non-
	Carrying	exposure	investment	Carrying	exposure	investment
(in millions)	value	to loss	grade	value	to loss	grade

Standby letters of credit	$142	42,159	19,596	148	49,997	21,112
Securities lending and other indemnifications	45	13,645	3,993	51	20,002	2,512
Liquidity agreements (1)	—	49	1	66	7,744	—
Written put options (1)(2)	747	8,134	2,615	803	8,392	3,674
Loans and MHFS sold with recourse	119	5,474	3,564	96	5,049	2,400
Residual value guarantees	8	197	—	8	197	—
Contingent consideration	23	118	116	11	145	102
Other guarantees	—	73	—	—	55	2

Total guarantees	$1,084	69,849	29,885	1,183	91,581	29,802

(1)	Certain of these agreements included in this table are related to off-balance sheet entities and, accordingly, are also disclosed in Note 8.
(2)	Written put options, which are in the form of derivatives, are also included in the derivative disclosures in Note 15.

     “Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high. Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. These credit policies are more fully described in Note 6.
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
STANDBY LETTERS OF CREDIT We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are agreements where we are obligated to make payment to a third party on behalf of a customer in the event the customer fails to meet their contractual obligations. We consider the credit risk in standby letters of credit and commercial and similar letters of credit in determining the allowance for credit losses.
SECURITIES LENDING AND OTHER INDEMNIFICATIONS As a securities lending agent, we lend securities from participating institutional clients’ portfolios to third-party borrowers. We indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers. Collateral is generally in the form of cash or highly liquid securities that are marked to market daily. There was $14.0 billion at December 31, 2010, and $20.7 billion at December 31, 2009, in collateral supporting loaned securities with values of $13.6 billion and $20.0 billion, respectively.
     We enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, our potential future liability under these agreements we are unable to determine. We do, however, record a liability for residential mortgage loans that we may have to repurchase pursuant to various representations and warranties. See Note 1 and Note 8 for additional information on the liability for mortgage loan repurchase losses.

Note 14: Guarantees and Legal Actions (continued)

LIQUIDITY AGREEMENTS We provide liquidity facilities on all commercial paper issued by the conduit we administer. We also provide liquidity to certain off-balance sheet entities that hold securitized fixed-rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. The decrease in maximum exposure to loss from December 31, 2009, is due to the amounts related to the liquidity facility on the commercial paper conduit being removed from the disclosed amounts due to the consolidation of the commercial paper conduit upon adoption of consolidation accounting guidance. See Note 8 for additional information on these arrangements.
WRITTEN PUT OPTIONS Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price, and include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk in the event the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 8 for additional information regarding transactions with VIEs and Note 15 for additional information regarding written derivative contracts.
LOANS AND MHFS SOLD WITH RECOURSE In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to repurchase loans at par value plus accrued interest on the occurrence of certain credit-related events within a certain period of time. The maximum exposure to loss represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements, but the likelihood of the repurchase of the entire balance is remote and amounts paid can be recovered in whole or in part from the sale of collateral. In 2010, we did not repurchase a significant amount of loans associated with these agreements. We do not consider loans sold with representation and warranty requirements, for which we have established a repurchase liability, to be loans sold with recourse.
RESIDUAL VALUE GUARANTEES We have provided residual value guarantees as part of certain leasing transactions of corporate assets. At December 31, 2010, the only remaining residual value guarantee is related to a leasing transaction on certain corporate buildings. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale of the leased assets results in proceeds less than a stated percent (generally 80% to 89%) of the asset’s cost, we would be required to reimburse the lessor under our guarantee.
CONTINGENT CONSIDERATION In connection with certain brokerage, asset management, insurance agency and other acquisitions we have made, the terms of the acquisition agreements provide for deferred payments or additional consideration, based on certain performance targets.
     We have entered into various contingent performance guarantees through credit risk participation arrangements. Under these agreements, if a customer defaults on its obligation to perform under certain credit agreements with third parties, we will be required to make payments to the third parties.
Legal Actions
Wells Fargo and certain of our subsidiaries are involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising from the conduct of our business activities. These proceedings include actions brought against Wells Fargo and/or our subsidiaries with respect to corporate related matters and transactions in which Wells Fargo and/or our subsidiaries were involved. In addition, Wells Fargo and our subsidiaries may be requested to provide information or otherwise cooperate with government authorities in the conduct of investigations of other persons or industry groups.
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
ADELPHIA LITIGATION Wachovia Bank, N.A. and Wachovia Capital Markets, LLC, along with numerous other financial institutions were defendants in a case pending in the United States District Court for the Southern District of New York related to the bankruptcy of Adelphia Communications Corporation (Adelphia). The plaintiff was the Adelphia Recovery Trust. The complaint asserted claims against the defendants under state law, bankruptcy law and the Bank Holding Company Act and sought equitable relief and an unspecified amount of compensatory and punitive damages. On September 21, 2010, an agreement was reached between the Adelphia Resolution Trust and all of the defendant banks to settle the claims against the banks for the total amount of $175 million. Wachovia’s share was a fraction of that amount and was not material to Wells Fargo. The settlement has been approved by the Court and the case is concluded.

ELAVON LITIGATION On January 16, 2009, Elavon, Inc., a provider of merchant processing services, filed a complaint in the U.S. District Court for the Northern District of Georgia against Wachovia Corporation, Wachovia Bank, N.A., Wells Fargo & Company, and Wells Fargo Bank, N.A. The complaint seeks equitable relief, including specific performance, and damages for Wachovia Bank’s allegedly wrongful termination of its merchant referral contract with Elavon. Discovery has been completed and both parties have moved for summary judgment on various claims or defenses.
ERISA LITIGATION A purported class action, captioned In re Wachovia Corporation ERISA Litigation, was pending against Wachovia Corporation, its board of directors and certain senior officers, in the U.S. District Court for the Western District of North Carolina. The case was filed on behalf of employees of Wachovia Corporation and its affiliates who held shares of Wachovia Corporation common stock in their Wachovia Savings Plan accounts. On August 6, 2010, an order was entered by the Court dismissing, with prejudice, the plaintiffs’ complaint. The dismissal was appealed. On December 8, 2010, an agreement in principle was reached to settle the case for $12.35 million. The settlement is subject to Court approval. A hearing on approval of the settlement has not yet been scheduled.
     On April 6, 2010, the U.S. District Court for the District of Minnesota certified a class of participants in Wells Fargo’s 401(k) Plan in a case captioned Figas v. Wells Fargo & Company, et al. Figas purports to bring claims on behalf of participants who had assets in certain Wells Fargo affiliated funds from November 2, 2001, to September 22, 2009, alleging breach of fiduciary duty in connection with the offer of Wells Fargo affiliated funds as investment choices in the Plan. On October 18, 2010, an agreement in principle was reached to settle the Figas v. Wells Fargo & Company, et al. case. The agreement is subject to approval by the Court and an independent fiduciary.
ILLINOIS ATTORNEY GENERAL LITIGATION On July 31, 2009, the Attorney General for the State of Illinois filed a civil lawsuit against Wells Fargo & Company, Wells Fargo Bank, N.A. and Wells Fargo Financial Illinois, Inc. in the Circuit Court for Cook County, Illinois. The Illinois Attorney General alleges that the Wells Fargo defendants engaged in illegal discrimination by “reverse redlining” and by steering African-American and Latino customers into high cost, subprime mortgage loans while other borrowers with similar incomes received lower cost mortgages. Illinois also alleges that Wells Fargo Financial Illinois, Inc. misled Illinois customers about the terms of mortgage loans. Illinois’ complaint against all Wells Fargo defendants is based on alleged violation of the Illinois Human Rights Act and the Illinois Fairness in Lending Act. The complaint also alleges that Wells Fargo Financial Illinois, Inc. violated the Illinois Consumer Fraud and Deceptive Business Practices Act and the Illinois Uniform Deceptive Trade Practices Act. Illinois’ complaint seeks an injunction against the defendants’ alleged violation of these Illinois statutes, restitution to consumers and civil money penalties. On October 9, 2009, the Company filed a motion to dismiss Illinois’ complaint, and is awaiting the Court’s ruling.
IN RE WELLS FARGO MORTGAGE-BACKED CERTIFICATES LITIGATION This lawsuit is comprised of several securities law based putative class actions, consolidated in the U.S. District Court for the Northern District of California on July 16, 2009. The case is brought against several Wells Fargo mortgage-backed securities trusts, Wells Fargo Bank, N.A. and other affiliated entities, individual employee defendants, along with various underwriters and rating agencies. The plaintiffs allege that the offering documents contain untrue statements of material fact, or omit to state material facts necessary to make the registration statements and accompanying prospectuses not misleading. The allegations are regarding the underwriting standards used in connection with the origination of the underlying mortgages, the maximum loan-to-value ratios used to qualify borrowers, and the appraisals of the properties underlying the mortgages. Motions to dismiss, filed on behalf of all defendants, were granted in part and denied in part by a court order entered on April 22, 2010. The plaintiffs were granted leave to amend some of their claims. On May 28, 2010, plaintiffs filed an amended consolidated complaint. On June 25, 2010, Wells Fargo moved to dismiss the amended complaint. On October 5, 2010, Wells Fargo’s motion to dismiss the amended complaint was granted in part and denied in part.
     On June 29, 2010 and on July 15, 2010, two complaints, the first captioned The Charles Schwab Corporation vs. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., and the second captioned The Charles Schwab Corporation v. BNP Paribas Securities Corp., et al., were filed in the Superior Court for the State of California, San Francisco County against a number of defendants, including Wells Fargo Bank, N.A. and Wells Fargo Asset Securities Corporation. As against the Wells Fargo entities, the new cases assert opt out claims relating to the claims alleged in the Mortgage-Backed Certificates Litigation.
     On October 15, 2010, three actions, captioned Federal Home Loan Bank of Chicago v. Banc of America Funding Corporation, et al. (filed in the Cook County Circuit Court, State of Illinois); Federal Home Loan Bank of Chicago v. Banc of America Securities LLC, et al. (filed in the Superior Court of the State of California for the County of Los Angeles); and Federal Home Loan Bank of Indianapolis v. Banc of America Mortgage America Securities, Inc., et al. (filed in the Superior Court of the State of Indiana for the County of Marion), named multiple defendants, described as issuers/depositors, and underwriters/dealers of private label mortgage-backed securities, in an action asserting claims that defendants used false and misleading statements in offering documents for the sale of such securities. The Bank of Chicago asserts that it purchased approximately $4.2 billion and the Bank of Indianapolis asserts that it purchased nearly $3 billion of such securities from the defendants. Plaintiffs seek rescission of the sales and damages under state securities and other laws and Section 11 of the Securities Act of 1933. Wells Fargo Asset Securities Corporation, Wells Fargo Bank, N.A. and Wells Fargo & Company were named among the defendants.

Note 14: Guarantees and Legal Actions (continued)

INTERCHANGE LITIGATION Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation are named as defendants, separately or in combination, in putative class actions filed on behalf of a plaintiff class of merchants and in individual actions brought by individual merchants with regard to the interchange fees associated with Visa and MasterCard payment card transactions. These actions have been consolidated in the United States District Court for the Eastern District of New York. Visa, MasterCard and several banks and bank holding companies are named as defendants in various of these actions. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation.
LE-NATURE’S, INC. Wachovia Bank, N.A. was the administrative agent on a $285 million credit facility extended to Le-Nature’s, Inc. in September 2006, of which approximately $270 million was syndicated to other lenders by Wachovia Capital Markets, LLC. Le-Nature’s was the subject of a Chapter 7 bankruptcy petition, which was converted to a Chapter 11 bankruptcy petition in November 2006 in the U.S. Bankruptcy Court for the Western District of Pennsylvania. The filing was precipitated by an apparent fraud relating to Le-Nature’s financial condition. Wachovia Capital Markets, LLC and/or Wachovia Bank, N.A. are named as defendants in a number of lawsuits including the following: (1) a case filed in the New York State Supreme Court for the County of Manhattan by hedge fund purchasers of the bank debt seeking to recover from Wachovia on various theories of liability (On May 10, 2010, the Court granted Wachovia’s motion to dismiss two counts of the complaint and denied the motion to dismiss two other counts); (2) a case filed on April 28, 2008, by holders of a Le-Nature’s Senior Subordinated Notes offering underwritten by Wachovia Capital Markets in June 2003, alleging various fraud claims, pending in the Superior Court of the State of California for the County of Los Angeles; and (3) an action filed on October 30, 2008, on behalf of the liquidation trust created in Le-Nature’s bankruptcy against a number of individuals and entities, including Wachovia Capital Markets, LLC and Wachovia Bank, N.A., in the U.S. District Court for the Western District of Pennsylvania, asserting a variety of claims on behalf of the bankruptcy estate. On September 16, 2009, the Court dismissed a cause of action for breach of fiduciary duty but denied the remainder of Wachovia’s motion to dismiss. Discovery is underway in these matters.
MERGER RELATED LITIGATION On October 4, 2008, Citigroup, Inc. purported to commence an action in the Supreme Court of the State of New York for the County of Manhattan, captioned Citigroup, Inc. v. Wachovia Corp., et al., naming as defendants Wachovia Corporation, Wells Fargo & Company, and the directors of both companies. The complaint alleged that Wachovia breached an exclusivity agreement with Citigroup, which by its terms was to expire on October 6, 2008, by entering into negotiations and an eventual acquisition agreement with Wells Fargo, and that Wells Fargo and the individual defendants had tortiously interfered with the same contract. On October 4, 2008, Wachovia filed a complaint in the U.S. District Court for the Southern District of New York, captioned Wachovia Corp. v. Citigroup, Inc. The complaint sought declaratory and injunctive relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. On March 20, 2009, the U.S. District Court for the Southern District of New York remanded the Citigroup, Inc. v. Wachovia Corp., et al. case to the Supreme Court of the State of New York for the County of Manhattan, but retained jurisdiction over the Wachovia v. Citigroup case. These cases were settled by Wells Fargo’s payment of $100 million to Citigroup in November, 2010. On November 23, 2010, both cases were dismissed at the request of the parties.
MORTGAGE FORECLOSURE DOCUMENT LITIGATION Seven purported class actions and several individual borrower actions related to foreclosure document practices were filed in late 2010 and in early 2011 against Wells Fargo Bank, N.A. in its status as mortgage servicer. The cases have been brought in state and federal courts. Of the individual borrower cases, the majority are filed in state courts in California and Ohio. Two other class actions were filed against Wells Fargo Bank, but Wells Fargo is named as a defendant as corporate trustee of the mortgage trust and not as a mortgage servicer. The actions generally claim that Wells Fargo submitted “fraudulent” or “untruthful” affidavits or other foreclosure documents to courts to support foreclosures filed in the state. Specifically, plaintiffs allege that Wells Fargo signers did not have personal knowledge of the facts alleged in the documents and did not verify the information in the documents ultimately filed with courts to foreclose. Plaintiffs attempt to state legal claims ranging from wrongful foreclosure to deceptive practices to fraud and seek relief ranging from cancellation of notes and mortgages to money damages.
     On December 20, 2010, the New Jersey Supreme Court, the New Jersey Administrative Office of the Courts, and the Superior Court of New Jersey for Mercer County jointly began an action against Wells Fargo and other large mortgage servicing companies in state court in New Jersey. This action seeks to enjoin pending foreclosures and sales and to require servicers to certify and prove compliance with new foreclosure procedures in New Jersey, or be held in contempt of court. Wells Fargo has filed its initial response to the New Jersey action.

MORTGAGE RELATED REGULATORY INVESTIGATIONS Several government agencies are conducting investigations or examinations of various mortgage related practices of Wells Fargo Bank. The investigations relate to two main topics, (1) whether Wells Fargo may have violated fair lending or other laws and regulations relating to mortgage origination practices; and (2) whether Wells Fargo’s practices and procedures relating to mortgage foreclosure affidavits and documents relating to the chain of title to notes and mortgage documents are adequate. With regard to the investigations into foreclosure practices, it is likely that one or more of the government agencies will initiate some type of enforcement action against Wells Fargo, which may include civil money penalties. Wells Fargo continues to provide information requested by the various agencies.
MUNICIPAL DERIVATIVES BID PRACTICES INVESTIGATION The Department of Justice (DOJ) and the SEC, beginning in November 2006, have been requesting information from a number of financial institutions, including Wachovia Bank, N.A.’s municipal derivatives group, generally with regard to competitive bid practices in the municipal derivative markets. In connection with these inquiries, Wachovia Bank has received subpoenas from both the DOJ and SEC as well as requests from other regulatory agencies and several states seeking documents and information. The DOJ and the SEC have advised Wachovia Bank that they believe certain of its employees engaged in improper conduct in conjunction with certain competitively bid transactions and, in November 2007, the DOJ notified two Wachovia Bank employees, both of whom have since been terminated, that they are regarded as targets of the DOJ’s investigation. Wachovia Bank has been cooperating fully with the government investigations.
     Wachovia Bank, along with a number of other banks and financial services companies, has also been named as a defendant in a number of substantially identical purported class actions filed in various state and federal courts by various municipalities alleging they have been damaged by the activity which is the subject of the government investigations. These cases are now consolidated under the caption In re Municipal Derivatives Antitrust Litigation in the U.S. District Court for the Southern District of New York. On April 30, 2009, the Court granted a motion filed by Wachovia and certain other defendants to dismiss the Consolidated Class Action Complaint and dismissed all claims against Wachovia, with leave to replead. A Second Consolidated Amended Complaint was filed on June 18, 2009, and a motion to dismiss that complaint was denied. A number of putative class and individual actions have also been brought in various courts, including complaints which were amended with new allegations and the addition of Wells Fargo & Co. as a defendant. These cases all have allegations substantially similar to those in the consolidated class complaint. All of the cases are being coordinated in the U.S. District Court for the Southern District of New York.
ORDER OF POSTING LITIGATION A series of putative class actions have been filed against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the high to low order in which the Banks post debit card transactions to consumer deposit accounts. There are currently 12 such cases pending against Wells Fargo Bank (including the Wachovia Bank cases to which Wells Fargo succeeded), all but three of which have been consolidated in multi-district litigation proceedings in the U.S. District Court for the Southern District of Florida. On August 10, 2010, the U.S. District Court for the Northern District of California issued an order in Gutierrez v. Wells Fargo Bank, N.A., one of the three cases that were not consolidated in the multi-district proceedings, enjoining the Bank’s use of the high to low posting method for debit card transactions with respect to the plaintiff class of California depositors, directing that the Bank establish a different posting methodology and ordering remediation in the approximate amount of $203 million. On October 26, 2010, a final judgment was entered in Gutierrez. On October 28, 2010, Wells Fargo appealed to the U.S. Court of Appeals for the Ninth Circuit.
WACHOVIA EQUITY SECURITIES AND BONDS/NOTES LITIGATION A purported securities class action, Lipetz v. Wachovia Corporation, et al., was filed on July 7, 2008, in the U.S. District Court for the Southern District of New York alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934. An amended complaint was filed on December 15, 2008. Among other allegations, plaintiffs allege Wachovia’s common stock price was artificially inflated as a result of allegedly misleading disclosures relating to the Golden West Financial Corp. mortgage portfolio, Wachovia’s exposure to other mortgage related products such as CDOs, control issues and auction rate securities. On March 19, 2009, the defendants filed a motion to dismiss the amended class action complaint in the Lipetz case, which has now been re-captioned as In re Wachovia Equity Securities Litigation. There are four additional cases (not class actions) containing allegations similar to the allegations in the In re Wachovia Equity Securities Litigation captioned Stichting Pensioenfonds ABP v. Wachovia Corp. et al., FC Holdings AB, et al. v. Wachovia Corp., et al., Deka Investment GmbH v. Wachovia Corp. et al. and Forsta AP-Fonden v. Wachovia Corp., et al., respectively, which were filed in the U.S. District Court for the Southern District of New York, and there are a number of other similar actions filed in state courts in North Carolina and South Carolina by individual shareholders. Two of the individual shareholder actions in South Carolina have been dismissed and the shareholders have appealed.
     After a number of procedural motions, three purported class action cases alleging violations of Sections 11, 12, and 15 of the Securities Act of 1933 as a result of allegedly misleading disclosures relating to the Golden West mortgage portfolio in connection with Wachovia’s issuance of various preferred securities and bonds were transferred to the U.S. District Court for the Southern District of New York. A consolidated class action complaint was filed on September 4, 2009, and the matter is now captioned In Re Wachovia Preferred Securities and Bond/Notes Litigation. On September 29, 2009, a non-class action case containing allegations similar to the allegations in

Note 14: Guarantees and Legal Actions (continued)

the In re Wachovia Preferred Securities and Bond/Notes litigation, and captioned City of Livonia Employees’ Retirement System v. Wachovia Corp et al., was filed in the Southern District of New York. On May 3, 2010, the judge in the Southern District of New York issued an order granting Plaintiffs leave to amend the class action and other complaints pending in that court, and directing the parties to submit a schedule for the filing of the amended complaints and new motions to dismiss. This order terminates the motions to dismiss the prior complaints which had been pending. Amended complaints were filed in all the actions in May 2010 and renewed motions to dismiss have been filed in each case.
OUTLOOK When establishing a liability for contingent litigation losses, the Company determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. The high end of the range of potential litigation losses in excess of the Company’s best estimates within the range of potential losses used in establishing the total litigation liability was $1.2 billion as of December 31, 2010. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there may be a range of possible losses in excess of the established liability that cannot be estimated. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

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
     Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedge derivatives for those that do not qualify for hedge accounting. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market value volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures do not have a significant adverse effect on the net interest margin, cash flows and earnings. As a result of fluctuations in these exposures, hedged assets and liabilities will gain or lose market value. In a fair value or economic hedge, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the unrealized gain or loss on the derivatives or the hedged asset or liability is generally not reflected in earnings.
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
     The following table presents the total notional or contractual amounts and fair values for derivatives, the fair values of derivatives designated as qualifying hedge contracts, which are used as asset/liability management hedges, and free-standing derivatives (economic hedges) not designated as hedging instruments are recorded on the balance sheet in other assets or other liabilities. Customer accommodation, trading and other free-standing derivatives are recorded on the balance sheet at fair value in trading assets or other liabilities.

Note 15: Derivatives (continued)

	December 31, 2010			December 31, 2009
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives

Qualifying hedge contracts
Interest rate contracts (1)	$110,314	7,126	1,614	119,966	6,425	1,302
Foreign exchange contracts	25,904	1,527	727	30,212	1,553	811

Total derivatives designated as qualifying hedging instruments		8,653	2,341		7,978	2,113

Derivatives not designated as hedging instruments
Free-standing derivatives (economic hedges):
Interest rate contracts (2)	408,563	2,898	2,625	633,734	4,441	4,873
Equity contracts	176	—	46	300	—	2
Foreign exchange contracts	5,528	23	53	7,019	233	29
Credit contracts – protection purchased	396	80	—	577	261	—
Other derivatives	2,538	—	35	4,583	—	40

Subtotal		3,001	2,759		4,935	4,944

Customer accommodation, trading and other
free-standing derivatives (3):
Interest rate contracts	2,809,387	58,225	59,329	2,741,119	54,873	54,033
Commodity contracts	83,114	4,133	3,918	92,182	5,400	5,182
Equity contracts	73,278	3,272	3,450	71,572	2,459	3,067
Foreign exchange contracts	110,889	2,800	2,682	142,012	3,084	2,737
Credit contracts – protection sold	47,699	605	5,826	84,541	979	9,592
Credit contracts – protection purchased	44,776	4,661	588	86,014	9,354	1,089
Other derivatives	190	8	—	2,314	427	171

Subtotal		73,704	75,793		76,576	75,871

Total derivatives not designated as hedging instruments		76,705	78,552		81,511	80,815

Total derivatives before netting		85,358	80,893		89,489	82,928

Netting (4)		(63,469)	(70,009)		(65,926)	(73,303)

Total		$21,889	10,884		23,563	9,625

(1)	Notional amounts presented exclude $20.9 billion at both December 31, 2010 and 2009, of basis swaps that are combined with receive fixed-rate/pay floating-rate swaps and designated as one hedging instrument.
(2)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, interest rate lock commitments and other interests held.
(3)	Balances at December 31, 2009 have been revised to conform with the current presentation.
(4)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to master netting arrangements. The amount of cash collateral netted against derivative assets and liabilities was $5.5 billion and $12.1 billion, respectively, at December 31, 2010, and $5.3 billion and $14.1 billion, respectively, at December 31, 2009.

Fair Value Hedges
We use interest rate swaps to convert certain of our fixed-rate long-term debt and CDs to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt and repurchase agreements. In addition, we use interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. The entire derivative gain or loss is included in the assessment of hedge effectiveness, for all fair value hedge relationships, except for those involving foreign-currency denominated securities available for sale, short-term borrowings and long-term debt hedged with foreign currency forward derivatives for which the component of the derivative gain or loss related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness.
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
     The following table shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships.

	Interest rate		Foreign exchange			Total net
	contracts hedging:		contracts hedging:			gains
						(losses)
	Securities		Securities			on fair
	available	Long-term	available	Short-term	Long-term	value
(in millions)	for sale	debt	for sale	borrowings	debt	hedges

Year ended December 31, 2010
Gains (losses) recorded in net interest income	$(390)	1,755	(4)	—	374	1,735

Gains (losses) recorded in noninterest income
Recognized on derivatives	(432)	1,565	269	—	(1,030)	372
Recognized on hedged item	469	(1,469)	(270)	—	1,007	(263)

Recognized on fair value hedges (ineffective portion) (1)	$37	96	(1)	—	(23)	109

Year ended December 31, 2009
Gains (losses) recorded in net interest income	$(289)	1,677	(56)	27	349	1,708

Gains (losses) recorded in noninterest income
Recognized on derivatives	954	(3,270)	(713)	217	2,612	(200)
Recognized on hedged item	(936)	3,132	713	(217)	(2,626)	66

Recognized on fair value hedges (ineffective portion) (1)	$18	(138)	—	—	(14)	(134)

(1)	Included $3 million and $(10) million, respectively, for year ended December 31, 2010 and 2009, of gains (losses) on forward derivatives hedging foreign currency securities available for sale, short-term borrowings and long-term debt, representing the portion of derivatives gains (losses) excluded from the assessment of hedge effectiveness (time value).

Note 15: Derivatives (continued)

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
     Based upon current interest rates, we estimate that $367 million of deferred net gains on derivatives in OCI at December 31, 2010, will be reclassified as earnings during the next twelve months, compared with $284 million at December 31, 2009. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 8 years for both hedges of floating-rate debt and floating-rate commercial loans.
     The following table shows the net gains (losses) recognized related to derivatives in cash flow hedging relationships.

	Year ended
	December 31		,
(in millions)	2010	2009

Gains (after tax) recognized in OCI on derivatives	$468	107
Gains (pre tax) reclassified from cumulative OCI into net interest income	613	531
Gains (pre tax) recognized in noninterest income on derivatives (1)	6	42

(1)	Represents ineffectiveness recognized on cash flow hedge derivatives.

Free-Standing Derivatives
We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs measured at fair value, certain residential MHFS, derivative loan commitments and other interests held. The resulting gain or loss on these economic hedges is reflected in other income.
     The derivatives used to hedge these MSRs measured at fair value, which include swaps, swaptions, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $4.5 billion in 2010 and $6.8 billion in 2009, which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net liability of $943 million and $961 million at December 31, 2010 and 2009, respectively. Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative OCI (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.
     Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as substantially all residential MHFS, is hedged with free-standing derivatives (economic hedges) such as forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments in the balance sheet was a net liability of $271 million and $312 million at December 31, 2010 and 2009, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other free-standing derivatives” in the first table in this Note.
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
     Free-standing derivatives also include embedded derivatives that are required to be accounted for separate from their host contract. We periodically issue hybrid long-term notes and CDs where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. The “embedded” derivative is separated from the host contract and accounted for as a free-standing derivative. Additionally, we may invest in hybrid instruments that contain embedded derivatives, such as credit derivatives, that are not clearly and closely related to the host contract. In such instances, we either elect fair value option for the hybrid instrument or separate the embedded derivative from the host contract and account for the host contract and derivative separately.
     The following table shows the net gains recognized in the income statement related to derivatives not designated as hedging instruments.

	Year ended
	December 31	,
(in millions)	2010	2009

Gains (losses) recognized on free-standing derivatives (economic hedges):
Interest rate contracts (1)
Recognized in noninterest income:
Mortgage banking	$1,611	5,582
Other	(22)	(15)
Foreign exchange contracts	103	133
Credit contracts	(174)	(269)

Subtotal	1,518	5,431

Gains (losses) recognized on customer accommodation, trading and other free-standing derivatives:
Interest rate contracts (2)
Recognized in noninterest income:
Mortgage banking	3,305	2,035
Other	224	1,139
Commodity contracts	65	29
Equity contracts	441	(275)
Foreign exchange contracts	565	607
Credit contracts	(710)	(621)
Other	10	(187)

Subtotal	3,900	2,727

Net gains recognized related to derivatives not designated as hedging instruments	$5,418	8,158

(1)	Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.
(2)	Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.

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

Note 15: Derivatives (continued)
The following table provides details of sold and purchased credit derivatives.

		Notional amount
			Protection	Protection
			sold –	purchased	Net
			non-	with	protection	Other
	Fair value	Protection	investment	identical	sold	protection	Range of
(in millions)	liability	sold (A)	grade	underlyings (B)	(A) – (B)	purchased	maturities

December 31, 2010
Credit default swaps on:
Corporate bonds	$810	30,445	16,360	17,978	12,467	9,440	2011-2020
Structured products	4,145	5,825	5,246	4,948	877	2,482	2016-2056
Credit protection on:
Default swap index	12	2,700	909	2,167	533	1,106	2011-2017
Commercial mortgage-backed securities index	717	1,977	612	924	1,053	779	2049-2052
Asset-backed securities index	128	144	144	46	98	142	2037-2046
Loan deliverable credit default swaps	2	481	456	391	90	261	2011-2014
Other	12	6,127	5,348	41	6,086	2,745	2011-2056

Total credit derivatives	$5,826	47,699	29,075	26,495	21,204	16,955

December 31, 2009
Credit default swaps on:
Corporate bonds	$2,419	55,511	23,815	44,159	11,352	12,634	2010-2018
Structured products	4,498	6,627	5,084	4,999	1,628	3,018	2014-2056
Credit protection on:
Default swap index	23	6,611	2,765	4,202	2,409	2,510	2010-2017
Commercial mortgage-backed securities index	1,987	5,188	453	4,749	439	189	2049-2052
Asset-backed securities index	637	830	660	696	134	189	2037-2046
Loan deliverable credit default swaps	12	510	494	423	87	287	2010-2014
Other (1)	16	9,264	8,657	32	9,232	4,757	2010-2020

Total credit derivatives	$9,592	84,541	41,928	59,260	25,281	23,584

(1)	Balances at December 31, 2009, have been revised to conform with the current presentation.

     Protection sold represents the estimated maximum exposure to loss that would be incurred under an assumed hypothetical circumstance, where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. We believe this hypothetical circumstance to be an extremely remote possibility and accordingly, this required disclosure is not an indication of expected loss. The amounts under non-investment grade represent the notional amounts of those credit derivatives on which we have a higher risk of being required to perform under the terms of the credit derivative and are a function of the underlying assets.
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

Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt, based on certain major credit rating agencies indicated in the relevant contracts, were to fall below investment grade, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $12.6 billion and $7.5 billion at December 31, 2010 and 2009, respectively, for which we had posted $12.0 billion and $7.1 billion, respectively, in collateral in the normal course of business. If the credit-risk-related contingent features underlying these agreements had been triggered on December 31, 2010 or 2009, we would have been required to post additional collateral of $1.0 billion, or potentially settle the contract in an amount equal to its fair value.
Counterparty Credit Risk
 By using derivatives, we are exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent the master netting arrangements and other criteria meet the applicable requirements, derivatives balances and related cash collateral amounts are shown net in the balance sheet. Counterparty credit risk related to derivatives is considered in determining fair value and our assessment of hedge effectiveness.

Note 16: Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, substantially all prime residential MHFS, certain commercial LHFS, fair value MSRs, principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain residential and commercial MHFS, certain LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.
     We adopted new guidance on fair value measurements effective January 1, 2009, which addresses measuring fair value in situations where markets are inactive and transactions are not orderly. This guidance states transaction or quoted prices for assets or liabilities in inactive markets may require adjustment due to the uncertainty of whether the underlying transactions are orderly. Prior to our adoption of the new provisions for measuring fair value, we primarily used unadjusted independent vendor or broker quoted prices to measure fair value for substantially all securities available for sale.
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
     The security classes where we considered the market to be less orderly upon initial adoption of the new guidance included non-agency residential MBS, commercial MBS, CDOs, home equity asset-backed securities, auto asset-backed securities and credit card-backed securities. The methodology used to adjust the quotes involved weighting the price quotes and results of internal pricing techniques such as the net present value of future expected cash flows (with observable inputs, where available) discounted at a rate of return market participants require. The significant inputs utilized in the internal pricing techniques, which were estimated by type of underlying collateral, included credit loss assumptions, estimated prepayment speeds and appropriate discount rates.
     The more active and orderly markets for particular security classes were determined to be, the more weighting assigned to price quotes. The less active and orderly markets were determined to be, the less weighting assigned to price quotes. We continually assess the level and volume of market activity in our investment security classes in determining adjustments, if any, to price quotes. Given market conditions can change over time, determination of which securities markets are considered active or inactive, and if inactive, the degree to which price quotes require adjustment, can also change.
Fair Value Hierarchy
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
Determination of Fair Value
We base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.
     In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon our own estimates or combination of our own estimates and independent vendor or broker pricing, and the measurements are often calculated based on current pricing for products we offer or issue, the economic and competitive environment, the characteristics of the asset or liability and other such factors. As with any valuation technique used to estimate fair value, changes in underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. Accordingly, these fair value estimates may not be realized in an actual sale or immediately settlement of the asset or liability.

     We incorporate lack of liquidity into our fair value measurement based on the type of asset or liability measured and the valuation methodology used. For example, for certain residential MHFS and certain securities where the significant inputs have become unobservable due to illiquid markets and vendor or broker pricing is not used, we use a discounted cash flow technique to measure fair value. This technique incorporates forecasting of expected cash flows (adjusted for credit loss assumptions and estimated prepayment speeds) discounted at an appropriate market discount rate to reflect the lack of liquidity in the market that a market participant would consider. For other securities where vendor or broker pricing is used, we use either unadjusted broker quotes or vendor prices or vendor or broker prices adjusted by weighting them with internal discounted cash flow techniques to measure fair value. These unadjusted vendor or broker prices inherently reflect any lack of liquidity in the market as the fair value measurement represents an exit price from a market participant viewpoint.
     Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value on a recurring or nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.
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
MORTGAGES HELD FOR SALE (MHFS) We carry substantially all of our residential MHFS portfolio at fair value. Fair value is based on independent quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Most of our MHFS are classified as Level 2. For the portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.
LOANS HELD FOR SALE (LHFS) LHFS are carried at the lower of cost or market value, or at fair value for certain portfolios that we intend to hold for trading purposes. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.

Note 16: Fair Values of Assets and Liabilities (continued)

LOANS For the carrying value of loans, including PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans). We generally do not record loans at fair value on a recurring basis. However, from time to time, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.
     We provide fair value estimates in this disclosure for loans that are not recorded at fair value on a recurring or nonrecurring basis. Those estimates differentiate loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment and credit loss estimates are evaluated by product and loan rate.
     The fair value of commercial loans is calculated by discounting contractual cash flows, adjusted for credit loss estimates, using discount rates that reflect our current pricing for loans with similar characteristics and remaining maturity.
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
     Loan commitments, standby letters of credit and commercial and similar letters of credit generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record an allowance. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance. Certain letters of credit that are hedged with derivative instruments are carried at fair value in trading assets or liabilities. For those letters of credit fair value is calculated based on readily quotable credit default spreads, using a market risk credit default swap model.
DERIVATIVES Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter (OTC) markets where quoted market prices are not always readily available. Therefore we value most OTC derivatives using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative’s value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and certain option and forward contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified as Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, certain credit default swaps, interest rate lock commitments written for our residential mortgage loans that we intend to sell and long dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.
MORTGAGE SERVICING RIGHTS (MSRs) AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income cash flows. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs and certain residential MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For other interests held in securitizations (such as interest-only strips) we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Our valuation approach is validated by our internal valuation model validation group. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify as Level 3.
FORECLOSED ASSETS Foreclosed assets are carried at net realizable value, which represents fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.

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
OTHER LIABILITIES Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see the “Derivatives” section for derivative liabilities), includes primarily short sale liabilities. Short sale liabilities are classified as either Level 1 or Level 2, generally dependent upon whether the underlying securities have readily obtained quoted prices in active exchange markets.
LONG-TERM DEBT Long-term debt is generally carried at amortized cost. For disclosure, we are required to estimate the fair value of long-term debt. Generally, the discounted cash flow method is used to estimate the fair value of our long-term debt. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities and, as such, these discount rates include our current spread levels.

Note 16: Fair Values of Assets and Liabilities (continued)

Fair Value Measurements from Independent Brokers or Independent Third Party Pricing Services
For certain assets and liabilities, we obtain fair value measurements from independent brokers or independent third party pricing services and record the unadjusted fair value in our financial statements. The detail by level is shown in the table below. Fair value measurements obtained from independent brokers or independent third party pricing services that we have adjusted to determine the fair value recorded in our financial statements are not included in the following table.

	Independent brokers			Third party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

December 31, 2010
Trading assets (excluding derivatives)	$—	1,211	6	21	2,123	—
Securities available for sale:
Securities of U.S. Treasury and federal agencies	—	—	—	936	263	—
Securities of U.S. states and political subdivisions	—	15	—	—	14,055	—
Mortgage-backed securities	—	3	50	—	102,206	169
Other debt securities	—	201	4,133	—	14,376	606

Total debt securities	—	219	4,183	936	130,900	775
Total marketable equity securities	—	—	—	201	727	16

Total securities available for sale	—	219	4,183	1,137	131,627	791

Derivatives (trading and other assets)	—	15	44	—	740	8
Loans held for sale	—	—	—	—	1	—
Derivatives (liabilities)	—	—	46	—	841	—
Other liabilities	—	20	—	—	393	—

December 31, 2009
Trading assets (excluding derivatives)	$—	4,208	—	30	1,712	81
Securities available for sale	85	1,870	548	1,467	120,688	1,864
Loans held for sale	—	—	—	—	2	—
Derivatives (trading and other assets)	—	8	42	—	2,926	9
Derivatives (liabilities)	—	—	70	—	2,949	4
Other liabilities	—	—	—	10	3,916	26

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The tables below present the balances of assets and liabilities measured at fair value on a recurring basis.

(in millions)	Level 1	Level 2	Level 3	Netting		Total

December 31, 2010
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$1,340	3,335	—	—		4,675
Securities of U.S. states and political subdivisions	—	1,893	5	—		1,898
Collateralized debt obligations	—	—	1,915	—		1,915
Corporate debt securities	—	10,164	166	—		10,330
Mortgage-backed securities	—	9,137	117	—		9,254
Asset-backed securities	—	1,811	366	—		2,177
Equity securities	2,143	625	34	—		2,802

Total trading securities	3,483	26,965	2,603	—		33,051

Other trading assets	816	987	136	—		1,939

Total trading assets (excluding derivatives)	4,299	27,952	2,739	—		34,990

Securities of U.S. Treasury and federal agencies	938	666	—	—		1,604
Securities of U.S. states and political subdivisions	—	14,090	4,564	—		18,654
Mortgage-backed securities:
Federal agencies	—	82,037	—	—		82,037
Residential	—	20,183	20	—		20,203
Commercial	—	13,337	217	—		13,554

Total mortgage-backed securities	—	115,557	237	—		115,794

Corporate debt securities	—	9,846	433	—		10,279
Collateralized debt obligations	—	—	4,778	—		4,778
Asset-backed securities:
Auto loans and leases	—	223	6,133	—		6,356
Home equity loans	—	998	112	—		1,110
Other asset-backed securities	—	5,285	3,150	—		8,435

Total asset-backed securities	—	6,506	9,395	—		15,901

Other debt securities	—	370	85	—		455

Total debt securities	938	147,035	19,492	—		167,465

Marketable equity securities:
Perpetual preferred securities (1)	721	677	2,434	—		3,832
Other marketable equity securities	1,224	101	32	—		1,357

Total marketable equity securities	1,945	778	2,466	—		5,189

Total securities available for sale	2,883	147,813	21,958	—		172,654

Mortgages held for sale	—	44,226	3,305	—		47,531
Loans held for sale	—	873	—	—		873
Loans	—	—	309	—		309
Mortgage servicing rights (residential)	—	—	14,467	—		14,467
Derivative assets:
Interest rate contracts	—	67,380	869	—		68,249
Commodity contracts	—	4,133	—	—		4,133
Equity contracts	511	2,040	721	—		3,272
Foreign exchange contracts	42	4,257	51	—		4,350
Credit contracts	—	2,148	3,198	—		5,346
Other derivative contracts	8	—	—	—		8

Netting	—	—	—	(63,469	) (2)	(63,469)

Total derivative assets (3)	561	79,958	4,839	(63,469)		21,889

Other assets	38	45	314	—		397

Total assets recorded at fair value	$7,781	300,867	47,931	(63,469)		293,110

Derivative liabilities:
Interest rate contracts	$(7)	(62,769)	(792)	—		(63,568)
Commodity contracts	—	(3,917)	(1)	—		(3,918)
Equity contracts	(259)	(2,291)	(946)	—		(3,496)
Foreign exchange contracts	(69)	(3,351)	(42)	—		(3,462)
Credit contracts	—	(2,199)	(4,215)	—		(6,414)
Other derivative contracts	—	—	(35)	—		(35)

Netting	—	—	—	70,009	(2)	70,009

Total derivative liabilities (4)	(335)	(74,527)	(6,031)	70,009		(10,884)

Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(2,827)	(1,129)	—	—		(3,956)
Corporate debt securities	—	(3,798)	—	—		(3,798)
Equity securities	(1,701)	(178)	—	—		(1,879)
Other securities	—	(347)	—	—		(347)

Total short sale liabilities	(4,528)	(5,452)	—	—		(9,980)

Other liabilities	—	(36)	(344)	—		(380)

Total liabilities recorded at fair value	$(4,863)	(80,015)	(6,375)	70,009		(21,244)

(1)	Perpetual preferred securities are primarily ARS. See Note 8 for additional information.
(2)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.
(3)	Derivative assets include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets.
(4)	Derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading liabilities.
(continued on following page)

Note 16: Fair Values of Assets and Liabilities (continued)
(continued from previous page)

(in millions)	Level 1	Level 2	Level 3	Netting		Total

December 31, 2009
Trading assets (excluding derivatives) (1)	$2,386	20,497	2,311	—		25,194
Derivatives (trading assets)	340	70,938	5,682	(59,115	) (2)	17,845
Securities of U.S. Treasury and federal agencies	1,094	1,186	—	—		2,280
Securities of U.S. states and political subdivisions	4	12,708	818	—		13,530
Mortgage-backed securities:
Federal agencies	—	82,818	—	—		82,818
Residential	—	27,506	1,084	—		28,590
Commercial	—	9,162	1,799	—		10,961

Total mortgage-backed securities	—	119,486	2,883	—		122,369

Corporate debt securities	—	8,968	367	—		9,335
Collateralized debt obligations	—	—	3,725	—		3,725
Other	—	3,292	12,587	—		15,879

Total debt securities	1,098	145,640	20,380	—		167,118

Marketable equity securities:
Perpetual preferred securities	736	834	2,305	—		3,875
Other marketable equity securities	1,279	350	88	—		1,717

Total marketable equity securities	2,015	1,184	2,393	—		5,592

Total securities available for sale	3,113	146,824	22,773	—		172,710

Mortgages held for sale	—	33,439	3,523	—		36,962
Loans held for sale	—	149	—	—		149
Mortgage servicing rights	—	—	16,004	—		16,004
Other assets (3)	435	13,217	1,690	(6,812	) (2)	8,530

Total	$6,274	285,064	51,983	(65,927)		277,394

Liabilities (4)	$(4,981)	(83,159)	(6,863)	73,299	(2)	(21,704)

(1)	Includes trading securities of $24.0 billion.
(2)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.
(3)	Derivative assets other than trading and principal investments are included in this category. Balances have been revised to conform with current period presentation.
(4)	Derivative liabilities are included in this category. Balances have been revised to conform with current period presentation.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows.

								Net unrealized
		Total net gains		Purchases ,				gains (losses)
		(losses) included in		sales ,				included in net
			Other	issuances				income related
	Balance ,		compre-	and	Transfers	Transfers	Balance ,	to assets and
	beginning	Net	hensive	settlements ,	into	out of	end of	liabilities held
(in millions)	of year	income	income	net	Level 3	Level 3	year	at period end (1)

Year ended December 31, 2010
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$5	2	—	(11)	9	—	5	1
Collateralized debt obligations	1,133	418	—	364	—	—	1,915	11
Corporate bonds	223	9	—	67	9	(142)	166	16
Mortgage-backed securities	146	(7)	—	101	—	(123)	117	(17)
Asset-backed securities	497	80	—	(141)	1	(71)	366	67
Equity securities	36	1	—	(5)	2	—	34	(2)

Total trading securities	2,040	503	—	375	21	(336)	2,603	76

Other trading assets	271	(35)	—	(19)	—	(81)	136	10

Total trading assets (excluding derivatives)	2,311	468	—	356	21	(417)	2,739	86	(2)

Securities available for sale:
Securities of U.S. states and
political subdivisions	818	12	63	3,485	192	(6)	4,564	4
Mortgage-backed securities:
Residential	1,084	7	(21)	(48)	274	(1,276)	20	(8)
Commercial	1,799	(28)	404	(10)	227	(2,175)	217	(5)

Total mortgage-backed securities	2,883	(21)	383	(58)	501	(3,451)	237	(13)

Corporate debt securities	367	7	68	(113)	259	(155)	433	—
Collateralized debt obligations	3,725	210	96	959	—	(212)	4,778	(14)
Asset-backed securities:
Auto loans and leases	8,525	1	(246)	(2,403)	256	—	6,133	—
Home equity loans	1,677	1	40	48	113	(1,767)	112	(5)
Other asset-backed securities	2,308	51	(19)	903	1,057	(1,150)	3,150	(12)

Total asset-backed securities	12,510	53	(225)	(1,452)	1,426	(2,917)	9,395	(17)

Other debt securities	77	(15)	11	12	—	—	85	—

Total debt securities	20,380	246	396	2,833	2,378	(6,741)	19,492	(40	) (3)

Marketable equity securities:
Perpetual preferred securities	2,305	100	(31)	6	80	(26)	2,434	—
Other marketable equity securities	88	—	5	(21)	14	(54)	32	—

Total marketable equity securities	2,393	100	(26)	(15)	94	(80)	2,466	—	(4)

Total securities available for sale	22,773	346	370	2,818	2,472	(6,821)	21,958	(40)

Mortgages held for sale	3,523	43	—	(253)	380	(388)	3,305	39	(5)
Loans	—	55	—	(112)	1,035	(669)	309	55	(5)
Mortgage servicing rights	16,004	(5,511)	—	4,092	—	(118)	14,467	(2,957	) (5)
Net derivative assets and liabilities:
Interest rate contracts	(114)	3,514	—	(3,482)	159	—	77	(266)
Commodity contracts	—	(1)	—	—	—	—	(1)	(1)
Equity contracts	(344)	(104)	—	169	—	54	(225)	(19)
Foreign exchange contracts	(1)	21	—	(11)	—	—	9	—
Credit contracts	(330)	(675)	—	(18)	6	—	(1,017)	(644)
Other derivative contracts	(43)	4	—	4	—	—	(35)	—

Total derivative contracts	(832)	2,759	—	(3,338)	165	54	(1,192)	(930	) (6)

Other assets	1,373	29	—	(103)	4	(989)	314	(38	) (2)
Short sale liabilities (corporate debt securities)	(26)	(2)	—	(37)	—	65	—	—
Other liabilities (excluding derivatives)	(10)	(55)	—	94	(1,038)	665	(344)	(58)

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in other noninterest income in the income statement.
(3)	Included in debt securities available for sale in the income statement.
(4)	Included in equity investments in the income statement.
(5)	Included in mortgage banking in the income statement.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.
(continued on following page)

Note 16: Fair Values of Assets and Liabilities (continued)
(continued from previous page)

							Net unrealized
		Total net gains		Purchases ,			gains (losses)
		(losses) included in		sales ,	Net		included in net
			Other	issuances	transfers		income related
	Balance ,		compre-	and	into and/	Balance ,	to assets and
	beginning	Net	hensive	settlements ,	or out of	end	liabilities held
(in millions)	of year	income	income	net	Level 3	of year	at period end (1)

Year ended December 31, 2009
Trading assets (excluding derivatives)	$3,495	202	2	(1,749)	361	2,311	276	(2)
Securities available for sale:
Securities of U.S. states and political subdivisions	903	23	—	25	(133)	818	(8)
Mortgage-backed securities:
Federal agencies	4	—	—	—	(4)	—	—
Residential	3,510	(74)	1,092	(759)	(2,685)	1,084	(227)
Commercial	286	(220)	894	41	798	1,799	(112)

Total mortgage-backed securities	3,800	(294)	1,986	(718)	(1,891)	2,883	(339)

Corporate debt securities	282	3	61	(7)	28	367	—
Collateralized debt obligations	2,083	125	577	623	317	3,725	(84)
Other	12,799	136	1,368	584	(2,300)	12,587	(94)

Total debt securities	19,867	(7)	3,992	507	(3,979)	20,380	(525	) (3)

Marketable equity securities:
Perpetual preferred securities	2,775	104	144	(723)	5	2,305	(1)
Other marketable equity securities	50	—	(2)	63	(23)	88	—

Total marketable equity securities	2,825	104	142	(660)	(18)	2,393	(1	) (4)

Total securities available for sale	$22,692	97	4,134	(153)	(3,997)	22,773	(526)

Mortgages held for sale	$4,718	(96)	—	(921)	(178)	3,523	(109	) (5)
Mortgage servicing rights	14,714	(4,970)	—	6,260	—	16,004	(1,534	) (5)
Net derivative assets and liabilities	37	1,439	—	(2,291)	(17)	(832)	(799	) (6)
Other assets (excluding derivatives)	1,231	10	—	132	—	1,373	12	(2)
Liabilities (excluding derivatives)(7)	(16)	(11)	—	1	(10)	(36)	14

Year ended December 31, 2008
Trading assets (excluding derivatives)	$418	(120)	—	3,197	—	3,495	(23	) (2)
Securities available for sale:
Securities of U.S. states and political subdivisions	168	—	(81)	538	278	903	—
Mortgage-backed securities:
Federal agencies	—	—	—	—	4	4	—
Residential	486	(180)	(302)	3,307	199	3,510	(150)
Commercial	—	(10)	(210)	163	343	286	—

Total mortgage-backed securities	486	(190)	(512)	3,470	546	3,800	(150)

Corporate debt securities	—	—	(44)	326	—	282	—
Collateralized debt obligations	—	(152)	(280)	1,679	836	2,083	—
Other	4,726	(15)	(572)	8,379	281	12,799	—

Total debt securities	5,380	(357)	(1,489)	14,392	1,941	19,867	(150	) (3)

Marketable equity securities:
Perpetual preferred securities	—	—	—	2,775	—	2,775	—
Other marketable equity securities	1	—	—	49	—	50	—

Total marketable equity securities	1	—	—	2,824	—	2,825	—	(4)

Total securities available for sale	$5,381	(357)	(1,489)	17,216	1,941	22,692	(150)

Mortgages held for sale	$146	(280)	—	561	4,291	4,718	(268	) (5)
Mortgage servicing rights	16,763	(5,927)	—	3,878	—	14,714	(333	) (5)
Net derivative assets and liabilities	6	(275)	1	303	2	37	93	(6)
Other assets (excluding derivatives)	—	—	—	1,231	—	1,231	—	(2)
Liabilities (excluding derivatives) (7)	(27)	6	—	5	—	(16)	6

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in other noninterest income in the income statement.
(3)	Included in debt securities available for sale in the income statement.
(4)	Included in equity investments in the income statement.
(5)	Included in mortgage banking in the income statement.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.
(7)	Balances have been revised to conform with current period presentation.

Changes in Fair Value Levels
We monitor the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The amounts reported as transfers represent the fair value as of the beginning of the quarter in which the transfer occurred.
     We evaluate the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings. For the year ended December 31, 2010, there were no significant transfers in or out of Level 1.
     Significant changes to Level 3 assets for the year ended December 31, 2010 are described as follows:
•	Our adoption of new consolidation accounting guidance on January 1, 2010, impacted Level 3 balances for certain financial instruments. Reductions in Level 3 balances, which represent derecognition of existing investments in newly consolidated VIEs, are reflected as transfers out for the following categories: trading assets, $276 million; securities available for sale, $1.9 billion; and mortgage servicing rights, $118 million. Increases in Level 3 balances, which represent newly consolidated VIE assets, are reflected as transfers in for the following categories: securities available for sale, $829 million; loans, $366 million; and long-term debt, $359 million.
•	We transferred $4.9 billion of securities available for sale from Level 3 to Level 2 due to an increase in the volume of trading activity for certain mortgage-backed and other asset-backed securities, which resulted in increased occurrences of observable market prices. We also transferred $1.7 billion of debt securities available for sale from Level 2 to Level 3, primarily due to a decrease in liquidity for certain asset-backed securities.
     For the year ended December 31, 2009, we transferred $4.0 billion of debt securities available for sale from Level 3 to Level 2 due to increased trading activity.
Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2010 and 2009 that were still held in the balance sheet at each respective year end, the following table provides the fair value hierarchy and the carrying value of the related individual assets or portfolios at year end.

	Carrying value at year end
(in millions)	Level 1	Level 2	Level 3	Total

December 31, 2010
Mortgages held for sale (1)	$—	2,000	891	2,891
Loans held for sale	—	352	—	352
Loans:
Commercial	—	2,480	67	2,547
Consumer	—	5,870	18	5,888

Total loans (2)	—	8,350	85	8,435

Mortgage servicing rights (amortized)	—	—	104	104
Other assets (3)	—	765	82	847

December 31, 2009
Mortgages held for sale (1)	$—	1,105	711	1,816
Loans held for sale	—	444	—	444
Loans (2)	—	6,177	134	6,311
Other assets (3)	—	289	119	408

(1)	Predominantly real estate 1-4 family first mortgage loans measured at LOCOM.
(2)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral.
(3)	Includes the fair value of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

Note 16: Fair Values of Assets and Liabilities (continued)

The following table presents the increase (decrease) in value of certain assets that are measured at fair value on a nonrecurring basis for which a fair value adjustment has been included in the income statement.

(in millions)

Year ended December 31, 2010
Mortgages held for sale	$(20)
Loans held for sale	(1)
Loans:
Commercial	(1,306)
Consumer	(6,881)

Total loans (1)	(8,187)

Mortgage servicing rights (amortized)	(3)
Other assets (2)	(301)

Total	$(8,512)

Year ended December 31, 2009
Mortgages held for sale	$(22)
Loans held for sale	158
Loans (1)	(11,703)
Other assets (2)	(217)

Total	$(11,784)

(1)	Represents write-downs of loans based on the appraised value of the collateral. Prior year amount has been revised to conform with current period presentation.
(2)	Includes the losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

Alternative Investments
The following table summarizes our investments in various types of funds, which are included in trading assets, securities available for sale and other assets. We use the funds’ net asset values (NAVs) per share as a practical expedient to measure fair value on recurring and nonrecurring bases. The fair values presented in the table are based upon the funds’ NAVs or an equivalent measure.

				Redemption
	Fair	Unfunded	Redemption	notice
(in millions)	value	commitments	frequency	period

December 31, 2010
Offshore funds	$1,665	—	Daily - Annually	1 - 180 days
Funds of funds	63	—	Monthly - Quarterly	10 - 90 days
Hedge funds	23	—	Monthly - Annually	30 - 120 days
Private equity funds	1,830	669	N/A	N/A
Venture capital funds	88	36	N/A	N/A

Total	$3,669	705

December 31, 2009
Offshore funds (1)	$1,559	—	Daily - Quarterly	1 - 90 days
Funds of funds	69	—	Monthly - Annually	10 - 120 days
Hedge funds	35	—	Monthly - Annually	30 - 180 days
Private equity funds	901	340	N/A	N/A
Venture capital funds	93	47	N/A	N/A

Total	$2,657	387

N/A — Not applicable
(1)	"Fair value" has been revised to correct previously reported amount.

     Offshore funds primarily invest in investment grade European fixed-income securities. Redemption restrictions are in place for investments with a fair value of $74 million and $76 million at December 31, 2010 and 2009, respectively, due to lock-up provisions that will remain in effect until November 2012.
     Private equity funds invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buyouts, recapitalizations and expansion opportunities. Substantially all of these investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate, which we expect to occur over the next 10 years.
     Venture capital funds invest in domestic and foreign companies in a variety of industries, including information technology, financial services and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate, which we expect to occur over the next seven years.

Note 16: Fair Values of Assets and Liabilities (continued)

Fair Value Option
We measure MHFS at fair value for prime MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for prime MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs, measured at fair value reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.
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
     Upon the adoption of new consolidation guidance on January 1, 2010, we elected to measure at fair value the eligible assets (loans) and liabilities (long-term debt) of certain nonconforming mortgage loan securitization VIEs. We elected the fair value option for such newly consolidated VIEs to continue fair value accounting as our interests prior to consolidation were predominantly carried at fair value with changes in fair value recognized in earnings.
     The following table reflects the differences between fair value carrying amount of certain assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

	Dec. 31, 2010			Dec. 31, 2009
			Fair value			Fair value
			carrying			carrying
			amount			amount
			less			less
	Fair value	Aggregate	aggregate	Fair value	Aggregate	aggregate
	carrying	unpaid	unpaid	carrying	unpaid	unpaid
(in millions)	amount	principal	principal	amount	principal	principal

Mortgages held for sale:
Total loans	$47,531	47,818	(287) (1)	36,962	37,072	(110	) (1)
Nonaccrual loans	325	662	(337)	268	560	(292)
Loans 90 days or more past due and still accruing	38	47	(9)	49	63	(14)
Loans held for sale:
Total loans	873	897	(24)	149	159	(10)
Nonaccrual loans	1	7	(6)	5	2	3
Loans:
Total loans	309	348	(39)	—	—	—
Nonaccrual loans	13	16	(3)	—	—	—
Loans 90 days or more past due and still accruing	2	2	—	—	—	—
Long-term debt	306	353	(47)	—	—	—

(1)	The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.

The assets accounted for under the fair value option are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair value related to initial measurement and subsequent changes in fair value included in earnings for these assets measured at fair value are shown, by income statement line item, below.

	2010		2009
	Mortgage banking		Mortgage banking
	noninterest income		noninterest income
	Net gains on mortgage	Other	Net gains on mortgage	Other
	loan origination/sales	noninterest	loan origination/sales	noninterest
(in millions)	activities	income	activities	income

Year ended December 31,
Mortgages held for sale	$6,512	—	4,891	—
Loans held for sale	—	24	—	99
Loans	55	—	—	—
Long-term debt	(48)	—	—	—
Other interests held	—	(13)	—	117

     The following table shows the estimated gains and losses from earnings attributable to instrument-specific credit risk related to assets accounted for under the fair value option.

	Year ended Dec. 31	,
(in millions)	2010	2009

Gains (losses) attributable to
instrument-specific credit risk:
Mortgages held for sale	$(28)	(277)
Loans held for sale	24	63

Total	$(4)	(214)

     For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. Since the second half of 2007, spreads have been significantly affected by the lack of liquidity in the secondary market for mortgage loans. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk.

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

	December 31				,
	2010		2009
	Carrying	Estimated	Carrying	Estimated
(in millions)	amount	fair value	amount	fair value

Financial assets
Mortgages held for sale (1)	$4,232	4,234	2,132	2,132
Loans held for sale (2)	417	441	5,584	5,719
Loans, net (3)	721,016	710,147	744,225	717,798
Nonmarketable equity investments (cost method)	8,494	8,814	9,793	9,889
Financial liabilities
Deposits	847,942	849,642	824,018	824,678
Long-term debt (3)(4)	156,651	159,996	203,784	205,752

(1)	Balance excludes MHFS for which the fair value option was elected.
(2)	Balance excludes LHFS for which the fair value option was elected.
(3)	At December 31, 2010, loans and long-term debt exclude balances for which the fair value option was elected. Loans exclude lease financing with a carrying amount of $13.1 billion and $14.2 billion at December 31, 2010 and 2009, respectively.
(4)	The carrying amount and fair value exclude obligations under capital leases of $26 million and $77 million at December 31, 2010 and 2009, respectively.

     Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table above. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance. This amounted to $673 million and $725 million at December 31, 2010 and 2009, respectively.

Note 17: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Our total issued and outstanding preferred stock includes Dividend Equalization Preference (DEP) shares and Series J, K and L, which are presented in the table below, and Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock, which is presented in the table on the following page.

			December 31, 2010 and 2009
	Liquidation		Shares
	preference	Shares	issued and		Carrying
(in millions, except shares and liquidation preference per share)	per share	authorized	outstanding	Par value	value	Discount

DEP Shares
Dividend Equalization Preferred Shares	$10	97,000	96,546	$—	—	—
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	3,968,000	3,968	3,200	768

Total		9,922,000	9,566,921	$9,470	8,071	1,399

(1)	Preferred shares qualify as Tier 1 capital.

     In addition to the preferred stock issued and outstanding described in the table above, at December 31, 2010, we have the following preferred stock authorized with no shares issued and outstanding:
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
     We may issue preferred stock for Series A ($2.5 billion in March 2013), Series B ($1.8 billion in September 2013), and Series I ($2.5 billion in March 2011) to unconsolidated wholly-owned trusts. The issuance of the preferred stock is contingent upon the sale of our income trust securities held by these trusts to third party investors. See Note 8 for additional information on our trust preferred security structures and Note 13 for information about our income trust notes. We have no commitment to issue Series G or H preferred stock.
     In December 2009, we redeemed the Series D Preferred Stock, which had been issued in October 2008 to the United States Department of the Treasury. We paid $25.0 billion, which was equal to the liquidation preference of the stock. In connection with the redemption, we fully accreted the remaining discount at the time of redemption of $1.9 billion.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK All shares of our ESOP Cumulative Convertible Preferred Stock (ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (the 401(k) Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates based upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the 401(k) Plan is converted into shares of our common stock based on the stated
value of the ESOP Preferred Stock and the then current market price of our common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. We have the option to redeem the ESOP Preferred Stock at any time, in whole or in part, at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends or (b) the fair market value, as defined in the Certificates of Designation for the ESOP Preferred Stock.

	Shares issued and outstanding			Carrying value			Adjustable
	December 31		,	December 31		,	dividend rate
(in millions, except shares)	2010	2009		2010	2009		Minimum	Maximum

ESOP Preferred Stock
$1,000 liquidation preference per share
2010	287,161	—		$287	—		9.50%	10.50
2008	104,854	120,289		105	120		10.50	11.50
2007	82,994	97,624		83	98		10.75	11.75
2006	58,632	71,322		59	71		10.75	11.75
2005	40,892	51,687		41	52		9.75	10.75
2004	26,815	36,425		27	37		8.50	9.50
2003	13,591	21,450		13	21		8.50	9.50
2002	3,443	11,949		3	12		10.50	11.50
2001	—	3,273		—	3		10.50	11.50

Total ESOP Preferred Stock (1)	618,382	414,019		$618	414

Unearned ESOP shares (2)				$(663)	(442)

(1)	At December 31, 2010 and December 31, 2009, additional paid-in capital included $45 million and $28 million, respectively, related to preferred stock.
(2)	We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Note 18: Common Stock and Stock Plans

Common Stock
 The following table presents our reserved, issued and authorized shares of common stock at December 31, 2010.

Number of shares

Dividend reinvestment and common stock purchase plans	8,791,078
Director plans	837,516
Stock plans (1)	667,226,530
Convertible securities and warrants	105,279,949

Total shares reserved	782,135,073
Shares issued	5,272,414,622
Shares not reserved	2,945,450,305

Total shares authorized	9,000,000,000

(1)	Includes employee options, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.
     At December 31, 2010, we have warrants outstanding and exercisable to purchase 39,444,481 shares of our common stock with an exercise price of $34.01 per share, expiring on October 28, 2018. These warrants were issued in connection with our participation in the TARP CPP.
Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan’s terms.
Employee Stock Plans
 We offer the stock based employee compensation plans described below. We measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, restricted share rights (RSRs) or performance shares, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight line method. Awards that continue to vest after retirement are expensed over the shorter of the period of time between the grant date and the final vesting period or between the grant date and when a team member becomes retirement eligible; awards to team members who are retirement eligible at the grant date are subject to immediate expensing upon grant.
LONG-TERM INCENTIVE COMPENSATION PLANS Our Long Term Incentive Compensation Plan (LTICP) provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance share awards and stock awards without restrictions.
     During 2010 we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally over three to five years after the RSRs were granted. Holders of RSRs may be entitled to receive additional RSRs (dividend equivalents) or cash payments equal to the cash dividends that would have been paid had the RSRs been issued and outstanding shares of common stock. RSRs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying RSRs. RSRs generally continue to vest after retirement according to the original vesting schedule. Except in limited circumstances, RSRs are cancelled when employment ends.
     A target number of 1,602,336 and 949,000 performance shares were granted in 2010 and 2009, respectively, with a fair value of $27.46 per share and $27.09 per share, respectively. The final number of performance shares that will vest is subject to the achievement of specified performance criteria over a three-year period ending June 30, 2013 and December 31, 2012, for the 2010 and 2009 awards, respectively, and has a cap of 150% of the target number of performance shares. Holders of each vested performance share are entitled to the related shares of common stock at no cost. Performance shares continue to vest after retirement according to the original vesting schedule subject to satisfying the performance criteria and other vesting conditions. As of December 31, 2010, no performance shares were forfeited or vested and unrecognized compensation cost for unvested performance shares was $18 million and is expected to be recognized over a weighted-average period of 2.2 years.
     Stock options must have an exercise price at or above fair market value (as defined in the plan) of the stock at the date of grant (except for substitute or replacement options granted in connection with mergers or other acquisitions) and a term of no more than 10 years. Except for options granted in 2004 and 2005, which generally vested in full upon grant, options generally become exercisable over three years beginning on the first anniversary of the date of grant. Except as otherwise permitted under the plan, if employment is ended for reasons other than retirement, permanent disability or death, the option exercise period is reduced or the options are cancelled.
     Options granted prior to 2004 may include the right to acquire a “reload” stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months and, in either case, not used in a similar transaction in the last six months, upon exercise of the option, the participant is granted a new option to purchase at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to related statutory minimum withholding taxes. Reload grants are fully vested upon grant and are expensed immediately.
     Compensation expense for RSRs and performance shares is based on the quoted market price of the related stock at the grant date. Stock option expense is based on the fair value of the awards at the date of grant. The following table summarizes the major components of stock incentive compensation expense and the related recognized tax benefit.

Note 18: Common Stock and Stock Plans (continued)

	Year ended December 31			,
(in millions)	2010	2009	2008

RSRs	$252	3	3
Performance shares	66	21	—
Stock options	118	221	174

Total stock incentive compensation expense	$436	245	177

Related recognized tax benefit	$165	92	65

     A portion of annual bonus awards recognized during 2009 that are normally paid in cash was paid in our common stock as part of our agreement with the U.S. Treasury to repay our participation in the TARP CPP. The fair value of the stock that was issued was $94 million and there were no vesting conditions or other restrictions on the stock. No annual bonus awards recognized during 2010 were paid in common stock.
     During 2009 the Board of Directors approved salary increases for certain executive officers that were paid, after taxes and other withholdings, in our common stock. In 2010 and 2009, respectively, 62,630 shares and 244,689 shares were issued for salary increases at an average fair value of $27.44 and $27.77, respectively. There are no restrictions on these shares because we repaid the TARP CPP investment in Wells Fargo in December 2009. No salary increases were paid in common stock after February 2010.
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
     The total number of shares of common stock available for grant under the plans at December 31, 2010, was 255 million.
PARTNERSHARES PLAN In 1996, we adopted the PartnerShares® Stock Option Plan, a broad-based employee stock option plan. It covers full- and part-time employees who generally were not included in the LTICP described above. No options have been granted under the plan since 2002, and as a result of action taken by the Board of Directors on January 22, 2008, no future awards will be granted under the plan. All of our PartnerShares Plan grants were fully vested as of December 31, 2007.
Director Plan
 We grant common stock and options to purchase common stock to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. The stock award vests immediately. Options granted in 2008 or earlier can be exercised after six months through the tenth anniversary of the grant date. Options granted prior to 2005 may include the right to acquire a “reload” stock option. Prior to 2009, stock awards and option grants were made to non-employee directors under the Directors Stock Compensation and Deferral Plan. As a result of action taken by the Board of Directors on September 30, 2008, stock awards and options granted in 2010 and 2009 were made under our LTICP; options granted to directors under the LTICP can be exercised after 12 months through the tenth anniversary of the grant date.
Restricted Share Rights
 A summary of the status of our RSRs and restricted share awards at December 31, 2010, and changes during 2010 is in the following table:

		Weighted-
		average
		grant-date
	Number	fair value

Nonvested at January 1, 2010	1,908,955	$23.62
Granted	22,364,160	27.29
Vested	(568,417)	27.21
Canceled or forfeited	(667,976)	27.59

Nonvested at December 31, 2010	23,036,722	26.98

     The weighted-average grant date fair value of RSRs granted during 2009 and 2008 was $19.04 and $29.68, respectively.
     At December 31, 2010, there was $363 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 4.0 years. The total fair value of RSRs that vested during 2010, 2009 and 2008 was $15 million, $2 million and $1 million, respectively.
Stock Options
 The table below summarizes stock option activity and related information for the employee stock plans and the director plan. Options assumed in mergers are included in the activity and related information for Incentive Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Plans if originally issued under a director plan.

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
		exercise	contractual	value
	Number	price	term (in yrs.)	(in millions)

Incentive compensation plans
Options outstanding as of December 31, 2009	344,371,676	$37.11
Granted	1,841,989	30.88
Canceled or forfeited	(13,129,540)	48.24
Exercised	(26,313,334)	19.44

Options outstanding as of December 31, 2010	306,770,791	38.11	5.1	$1,514

As of December 31, 2010:
Options exercisable and expected to be exercisable (1)	306,278,488	38.12	5.1	1,514
Options exercisable	238,094,894	43.85	4.3	625
PartnerShares Plan
Options outstanding as of December 31, 2009	16,865,597	24.33
Canceled or forfeited	(964,242)	23.48
Exercised	(7,426,810)	23.44

Options outstanding as of December 31, 2010	8,474,545	25.21	1.2	49

As of December 31, 2010:
Options exercisable and expected to be exercisable	8,474,545	25.21	1.2	49
Options exercisable	8,474,545	25.21	1.2	49
Director plans
Options outstanding as of December 31, 2009	853,633	28.53
Granted	24,684	30.43
Canceled or forfeited	(2,431)	30.86
Exercised	(78,022)	23.18

Options outstanding as of December 31, 2010	797,864	29.10	4.2	2

As of December 31, 2010:
Options exercisable and expected to be exercisable	797,864	29.10	4.2	2
Options exercisable	797,864	29.10	4.2	2

(1)	Adjusted for estimated forfeitures.

Note 18: Common Stock and Stock Plans (continued)

     As of December 31, 2010, there was $71 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 1.1 years. The total intrinsic value of options exercised during 2010, 2009 and 2008 was $298 million, $50 million and $348 million, respectively.
     Cash received from the exercise of stock options for 2010, 2009 and 2008 was $687 million, $153 million and $747 million, respectively.
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
     The fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of non-reload options granted is generally based on the historical exercise behaviour of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. For 2010 and 2009, the expected dividend is based on a fixed dividend amount. For 2008 the expected dividend was based on the current dividend, consideration of our historical pattern of dividend increases and the market price of our stock. We changed our method of estimating the expected dividend assumption from a yield approach to a fixed amount due to our participation in the TARP CPP during 2009, which restricted us from increasing our dividend without approval from the U.S. Treasury; although we repaid TARP in 2009, federal approval continues to be required under FRB Supervisory Letter 09-4, before we can increase our dividend. A dividend yield approach models a constant dividend yield, which was considered inappropriate given the restriction on our ability to increase dividends. See Note 3.
     The following table presents the weighted-average per share fair value of options granted and the assumptions used, based on a Black-Scholes option valuation model. Substantially all of the options granted in 2010 resulted from the reload feature.

	Year ended December 31			,
	2010	2009	2008

Per share fair value of options granted	$6.11	3.29	4.06
Expected volatility	44.3%	53.9	22.4
Expected dividends (yield)	—	—	4.1
Expected dividends	$0.20	0.33	—
Expected term (in years)	1.3	4.5	4.4
Risk-free interest rate	0.6%	1.8	2.7

Employee Stock Ownership Plan
 The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. Effective December 31, 2009, the Wachovia Savings Plan, which also had an ESOP feature, merged into the 401(k) Plan, and all of its shares of our common stock were transferred to the 401(k) Plan. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2008, and in 2010, we loaned money to the 401(k) Plan to purchase shares of our ESOP Preferred Stock. As our employer contributions are made to the 401(k) Plan and are used by the Plan to make ESOP loan payments, the ESOP Preferred Stock in the 401(k) Plan is released and converted into our common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and converted to common shares, which are allocated to the 401(k) Plan participants and invested in the 401(k) Plan’s ESOP Fund.
     The balance of common stock held in the ESOP fund, the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan and the fair value of unreleased ESOP Preferred Stock were:

	Shares outstanding
	December 31			,
(in millions, except shares)	2010	2009	2008

Allocated shares (common)	118,901,327	110,157,999	74,916,583
Unreleased shares (preferred)	618,382	414,019	519,900
Unreleased shares (common)	—	203,755	244,506
Fair value of unreleased ESOP Preferred shares	$618	414	520
Fair value of unreleased ESOP Common shares	—	5	7

	Dividends paid
	Year ended December 31			,
	2010	2009	2008

Allocated shares (common)	$23	45	100
Unreleased shares (preferred)	76	51	66

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

Pension and Postretirement Plans
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
     Freezing and merging the above plans effective July 1, 2009, resulted in a re-measurement of the pension obligations and plan assets as of April 30, 2009. Freezing and re-measuring decreased the pension obligations by approximately $945 million and decreased a cumulative loss in OCI by approximately $725 million pre tax ($456 million after tax) in second quarter 2009. The re-measurement resulted in a decrease in the fair value of plan assets of approximately $150 million. We used a discount rate of 7.75% for the April 30, 2009, re-measurement based on our consistent methodology of determining our discount rate based on an established yield curve developed by our outside actuarial firm. This methodology incorporates a broad group of top quartile Aa or higher rated bonds.
     As a result of freezing our pension plans, we revised our amortization life for actuarial gains and losses from 5 years to 13 years to reflect the estimated average remaining participation period.
     These actions lowered pension cost by approximately $500 million for 2009, including $67 million of one-time curtailment gains.
     We did not make a contribution to our Cash Balance Plan in 2010. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2011; however, this is dependent on the finalization of the actuarial valuation. Our decision of whether to make a contribution in 2011 will be based on various factors including the actual investment performance of plan assets during 2011. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2011 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.
     We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate, modify or amend any of the benefits at any time.
     The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans.

     The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets, the funded status and the amounts recognized in the balance sheet were:

	December 31					,
	2010			2009
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits

Change in benefit obligation:
Benefit obligation at beginning of year	$10,038	681	1,401	8,977	684	1,325
Service cost	5	—	13	210	8	13
Interest cost	554	37	78	595	43	83
Plan participants’ contributions	—	—	74	—	—	79
Curtailment (1)	—	—	—	(910)	(35)	—
Amendments	2	—	—	—	—	(54)
Actuarial loss (gain)	386	46	(5)	1,763	59	120
Benefits paid	(652)	(71)	(147)	(605)	(79)	(167)
Liability transfer	—	—	(17)	—	—	—
Foreign exchange impact	4	—	1	8	1	2

Benefit obligation at end of year	10,337	693	1,398	10,038	681	1,401

Change in plan assets:
Fair value of plan assets at beginning of year	9,112	—	376	7,863	—	368
Actual return on plan assets	1,163	—	33	1,842	—	48
Employer contribution	12	71	361	4	79	48
Plan participants’ contributions	—	—	74	—	—	79
Benefits paid	(652)	(71)	(147)	(605)	(79)	(167)
Foreign exchange impact	4	—	—	8	—	—

Fair value of plan assets at end of year	9,639	—	697	9,112	—	376

Funded status at end of year	$(698)	(693)	(701)	(926)	(681)	(1,025)

Amounts recognized in the balance sheet at end of year:
Liabilities	$(698)	(693)	(701)	(926)	(681)	(1,025)

(1)	On April 28, 2009, the Board of Directors approved amendments to freeze the benefits earned under the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, a cash balance plan that covered eligible employees of legacy Wachovia Corporation, and to merge the Wachovia Pension Plan into the qualified Cash Balance Plan.

     The accumulated benefit obligation for the defined benefit pension plans was $11.0 billion and $10.7 billion at December 31, 2010 and 2009, respectively.
     The following table provides information for pension plans with benefit obligations in excess of plan assets.

	December 31		,
(in millions)	2010	2009

Projected benefit obligation	$11,030	10,719
Accumulated benefit obligation	11,019	10,706
Fair value of plan assets	9,639	9,112

Note 19: Employee Benefits and Other Expenses (continued)
     The components of net periodic benefit cost were:

	December 31								,
	2010			2009			2008
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits

Service cost	$5	—	13	210	8	13	291	15	13
Interest cost	554	37	78	595	43	83	276	22	40
Expected return on plan assets	(717)	—	(29)	(643)	—	(29)	(478)	—	(41)
Amortization of net actuarial loss	105	3	1	194	2	3	1	13	1
Amortization of prior service cost	—	—	(4)	—	(1)	(3)	—	(5)	(4)
Curtailment loss (gain)	3	—	(4)	(32)	(33)	—	—	—	—

Net periodic benefit cost	(50)	40	55	324	19	67	90	45	9

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	(59)	46	(9)	(346)	25	99	2,102	(16)	79
Amortization of net actuarial loss	(105)	(3)	(1)	(194)	(2)	(3)	(1)	(13)	(1)
Prior service cost	2	—	—	—	—	—	—	—	—
Amortization of prior service cost	—	—	4	—	1	3	—	5	4
Net loss (gain) in curtailment	(3)	—	4	32	33	—	—	—	—
Net gain on amendment	—	—	—	—	—	(54)	—	—	—
Translation adjustments	—	—	—	3	—	2	(5)	—	(4)

Total recognized in other comprehensive income	(165)	43	(2)	(505)	57	47	2,096	(24)	78

Total recognized in net periodic benefit cost and other comprehensive income	$(215)	83	53	(181)	76	114	2,186	21	87

     Amounts recognized in accumulated OCI (pre tax) consist of:

	December 31						,
	2010			2009
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits

Net actuarial loss	$1,672	113	135	1,836	70	140
Net prior service credit	—	—	(30)	1	—	(34)
Net transition obligation	—	—	1	—	—	2
Translation adjustments	1	—	—	1	—	—

Total	$1,673	113	106	1,838	70	108

     We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the next 13 years. The net actuarial loss for the defined benefit pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 is $92 million. The net prior service credit for the other post retirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 is $3 million.
Plan Assumptions
 The weighted-average discount rate used to determine the projected benefit obligation for pension benefits (qualified and nonqualified) and other postretirement benefits was 5.25% and 5.75% for year ended December 31, 2010 and 2009, respectively. We use a consistent methodology to determine the discount rate that is based on an established yield curve methodology. This methodology incorporates a broad group of top quartile Aa or higher rated bonds consisting of approximately 100-150 bonds. The discount rate is determined by matching this yield curve with the timing and amounts of the expected benefit payments for our plans.

The weighted-average assumptions used to determine the net periodic benefit cost were:

	December 31						,
	2010		2009		2008
	Pension	Other	Pension	Other	Pension	Other
	benefits (1)	benefits	benefits (1)	benefits	benefits (1)	benefits

Discount rate (2)	5.75%	5.75	7.42	6.75	6.25	6.25
Expected return on plan assets	8.25	8.25	8.75	8.75	8.75	8.75
Rate of compensation increase	—	—	4.0	—	4.0	—

(1)	Includes both qualified and nonqualified pension benefits.
(2)	Due to the freeze of the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, the discount rate for the 2009 pension benefits was the weighted average of 6.75% from January through April and 7.75% from May through December.

     Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: projected returns using several forward-looking capital market assumptions, and historical returns for the main asset classes dating back to 1970, the earliest period for which historical data was readily available as of a common time frame for the asset classes included. Using data dating back to 1970 allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plans’ prescribed asset mix. We then adjust the baseline projected returns for items not already captured, including the anticipated return differential from active over passive investment management and the estimated impact of an asset allocation methodology that allows for established deviations from the specified target allocations when a compelling opportunity exists.
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
     To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements

Note 19: Employee Benefits and Other Expenses (continued)

and Medicare cost shifting. In determining the end of year benefit obligation we assume average annual increases of approximately 8.0% for health care costs in 2011. This rate is assumed to trend down 0.25% per year until the trend rate reaches an ultimate rate of 5.0% in 2023. The 2010 periodic benefit cost was determined using initial annual trend rates of 8.5% (before age 65) and 8.0% (after age 65). These rates were assumed to decrease 0.5% per year until they reached ultimate rates of 5% in 2017 (before age 65) and 2016 (after age 65). Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2010, by $80 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2010 by $5 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2010, by $71 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2010 by $4 million.
Investment Strategy and Asset Allocation
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
Projected Benefit Payments
 Future benefits that we expect to pay under the pension and other benefit plans are presented in the following table. Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

	Pension benefits		Other benefits
		Non-	Future	Subsidy
(in millions)	Qualified	qualified	benefits	receipts

Year ended December 31,
2011	$867	77	107	13
2012	846	68	110	14
2013	813	64	113	15
2014	807	63	116	16
2015	801	58	119	10
2016-2020	3,682	293	602	51

Fair Value of Plan Assets
 The following table presents the balances of pension plan assets and other benefit plan assets measured at fair value. Other benefit plan assets include assets held in a 401(h) trust, which are invested using the same asset allocation targets as the Cash Balance Plan, and assets held in a VEBA trust. See Note 16 for fair value hierarchy level definitions.

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

December 31, 2010
Cash and cash equivalents	$47	488	—	535	2	252	—	254
Intermediate (core) fixed income (1)	297	1,964	10	2,271	10	109	—	119
High-yield fixed income	1	406	1	408	—	14	—	14
International fixed income	—	263	—	263	—	8	—	8
Specialty fixed income	—	95	—	95	—	3	—	3
Domestic large-cap stocks (2)	1,323	867	4	2,194	43	40	—	83
Domestic mid-cap stocks	263	129	—	392	9	20	—	29
Domestic small-cap stocks (3)	851	37	—	888	28	20	—	48
International stocks (4)	948	403	6	1,357	31	46	—	77
Emerging market stocks	—	700	—	700	—	23	—	23
Real estate/timber (5)	105	—	360	465	3	—	12	15
Multi-strategy hedge funds (6)	—	—	313	313	—	—	10	10
Private equity	—	—	112	112	—	—	4	4
Other	—	31	41	72	—	2	22	24

Total plan investments	$3,835	5,383	847	10,065	126	537	48	711

Payable upon return of securities loaned				(145)				(5)
Net receivables (payables)				(281)				(9)

Total plan assets				$9,639				697

December 31, 2009
Cash and cash equivalents	$52	515	—	567	2	38	—	40
Intermediate (core) fixed income (1)	277	1,827	9	2,113	9	95	—	104
High-yield fixed income	2	481	—	483	—	12	—	12
International fixed income	—	376	—	376	—	3	—	3
Specialty fixed income	—	76	—	76	—	2	—	2
Domestic large-cap stocks (2)	1,046	630	5	1,681	40	30	—	70
Domestic mid-cap stocks	205	103	—	308	7	16	—	23
Domestic small-cap stocks (3)	867	126	—	993	18	16	—	34
International stocks (4)	354	890	1	1,245	11	39	—	50
Emerging market stocks	—	653	—	653	—	14	—	14
Real estate/timber (5)	78	—	353	431	2	—	4	6
Multi-strategy hedge funds (6)	—	—	339	339	—	—	5	5
Private equity	—	1	83	84	—	—	2	2
Other	—	25	46	71	—	—	21	21

Total plan investments	$2,881	5,703	836	9,420	89	265	32	386

Payable upon return of securities loaned				(320)				(10)
Net receivables (payables)				12				—

Total plan assets				$9,112				376

(1)	This category includes assets that are primarily intermediate duration, investment grade bonds held in investment strategies benchmarked to the Barclays Capital U.S. Aggregate Bond Index. Includes U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.
(2)	This category covers a broad range of investment styles, both active and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across ten unique investment strategies. For December 31, 2010 and 2009, respectively, approximately 33% and 40% of the assets within this category are passively managed to popular mainstream market indexes including the Standard & Poor’s 500 Index; excluding the allocation to the S&P 500 Index strategy, no single investment manager represents more than 2.5% of total plan assets.
(3)	This category consists of a highly diversified combination of six distinct investment management strategies with no single strategy representing more than 2% of total plan assets. Allocations in this category are primarily spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.
(4)	This category includes assets diversified across nine unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries with no single strategy representing more than 2.5% of total plan assets.
(5)	This category primarily includes investments in private and public real estate, as well as timber specific limited partnerships; real estate holdings are diversified by geographic location and sector (e.g., retail, office, apartments).
(6)	This category consists of several investment strategies diversified over 30 hedge fund managers. Single manager allocation exposure is limited to 0.15% (15 basis points) of total plan assets.

Note 19: Employee Benefits and Other Expenses (continued)
The changes in Level 3 pension plan and other benefit plan assets measured at fair value are summarized as follows:

				Purchases ,
				sales ,
	Balance			issuances	Transfers	Balance
	beginning	Gains (losses)		and	into	end of
(in millions)	of year	Realized	Unrealized (1)	settlements (net)	Level 3	year

Year ended December 31, 2010
Pension plan assets
Intermediate (core) fixed income	$9	—	2	(3)	2	10
High-yield fixed income	—	—	—	1	—	1
Domestic large-cap stocks	5	—	1	(2)	—	4
International stocks	1	—	2	3	—	6
Real estate/timber	353	(6)	8	5	—	360
Multi-strategy hedge funds	339	6	12	(44)	—	313
Private equity	83	1	10	18	—	112
Other	46	9	(1)	(13)	—	41

	$836	10	34	(35)	2	847

Other benefits plan assets
Real estate/timber	$4	(7)	10	5	—	12
Multi-strategy hedge funds	5	(1)	(3)	9	—	10
Private equity	2	—	1	1	—	4
Other	21	(1)	—	2	—	22

	$32	(9)	8	17	—	48

Year ended December 31, 2009
Pension plan assets
Intermediate (core) fixed income	$5	—	1	3	—	9
High-yield fixed income	6	(5)	—	(1)	—	—
Domestic large-cap stocks	1	—	1	3	—	5
International stocks	—	—	—	1	—	1
Real estate/timber	433	1	(161)	80	—	353
Multi-strategy hedge funds	310	1	36	(8)	—	339
Private equity	88	—	(2)	(3)	—	83
Other	41	—	(5)	10	—	46

	$884	(3)	(130)	85	—	836

Other benefits plan assets
Real estate/timber	$4	—	(1)	1	—	4
Multi-strategy hedge funds	3	—	1	1	—	5
Private equity	2	—	—	—	—	2
Other	20	—	—	1	—	21

	$29	—	—	3	—	32

(1)	All unrealized gains (losses) relate to instruments held at period end.

VALUATION METHODOLOGIES Following is a description of the valuation methodologies used for assets measured at fair value.
Cash and Cash Equivalents – includes highly liquid government securities such as U.S. Treasuries. Also includes investments in collective investment funds valued at fair value based upon the quoted market values of the underlying net assets. The unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments traded on an active market.
Intermediate (Core), High-Yield, International and Specialty Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, discounted cash flow analyses using significant inputs observable in the market where available or combination of multiple valuation techniques. Also includes investments in collective investment funds and government securities described above.
Domestic, International and Emerging Market Stocks – investments in exchange-traded equity securities are valued at quoted market values. Investments in registered investment companies are valued at the NAV of shares held at year end. Also includes investments in collective investment funds described above.
Real Estate and Timber – the fair value of real estate and timber is estimated based primarily on appraisals prepared by third-party appraisers. Market values are estimates and the actual market price of the real estate can only be determined by negotiation between independent third parties in a sales transaction. Also includes investments in exchange-traded equity securities described above.
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
Defined Contribution Retirement Plans
 We sponsor a defined contribution retirement plan named the Wells Fargo & Company 401(k) Plan (401(k) Plan). The Wachovia Savings Plan was merged with the 401(k) Plan effective December 31, 2009. We also have a frozen defined contribution plan resulting from a company acquired by Wachovia; no contributions are permitted to this frozen plan which will merge with the 401(k) Plan on June 30, 2011. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for company matching contributions, which are generally a 100% match up to 6% of an employee’s certified compensation. Effective January 1, 2010, previous and future matching contributions are 100% vested for active participants.
     In 2009, the 401(k) Plan was amended to permit us to make discretionary profit sharing contributions. Based on 2010 and 2009 earnings, we committed to make a contribution in shares of common stock to eligible employees’ 401(k) Plan accounts equaling 2% and 1% of certified compensation, respectively, which resulted in recognizing $316 million and $150 million of defined contribution retirement plan expense recorded in 2010 and 2009, respectively. Total defined contribution retirement plan expenses were $1,092 million, $862 million and $411 million in 2010, 2009 and 2008, respectively.
Other Expenses
 Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

	Year ended December 31			,
(in millions)	2010	2009	2008

Outside professional services	$2,370	1,982	847
Contract services	1,642	1,088	407
Foreclosed assets	1,537	1,071	414
Operating losses	1,258	875	142
Outside data processing	1,046	1,027	480
Postage, stationery and supplies	944	933	556
Insurance	464	845	725

Note 20: Income Taxes

The components of income tax expense were:

	Year ended December 31		,
(in millions)	2010	2009	2008

Current:
Federal	$1,425	(3,952)	2,043
State and local	548	(334)	171
Foreign	78	164	30

Total current	2,051	(4,122)	2,244

Deferred:
Federal	4,060	8,709	(1,506)
State and local	211	794	—
Foreign	16	(50)	(136)

Total deferred	4,287	9,453	(1,642)

Total	$6,338	5,331	602

     Our net deferred tax asset (liability) and the tax effects of temporary differences that gave rise to significant portions of these deferred tax assets and liabilities are presented in the following table.

	Year ended December 31	,
(in millions)	2010	2009

Deferred tax assets
Allowance for loan losses	$8,157	9,178
Deferred compensation and employee benefits	3,473	3,026
Accrued expenses, deductible when paid	1,989	2,235
PCI loans	4,933	8,645
Basis difference in investments	2,598	208
Net operating loss and tax credit carry forwards	1,514	3,370
Other	1,891	1,706

Total deferred tax assets	24,555	28,368

Deferred tax assets valuation allowance	(711)	(827)

Deferred tax liabilities
Mortgage servicing rights	(8,020)	(8,073)
Leasing	(3,703)	(3,439)
Mark to market, net	(5,161)	(4,853)
Intangible assets	(3,322)	(5,567)
Net unrealized gains on securities available for sale	(3,243)	(2,079)
Other	(2,875)	(318)

Total deferred tax liabilities	(26,324)	(24,329)

Net deferred tax asset (liability)	$(2,480)	3,212

     Deferred taxes related to net unrealized gains (losses) on securities available for sale, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 22–OCI). These associated adjustments decreased OCI by $1.3 billion.
     We have determined that a valuation reserve is required for 2010 in the amount of $711 million primarily attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
     At December 31, 2010, we had net operating loss and credit carry forwards with related deferred tax assets of $1.4 billion and $128 million, respectively. If these carry forwards are not utilized, they will expire in varying amounts through 2030.
     At December 31, 2010, we had undistributed foreign earnings of $1.6 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $508 million of income tax liability on these earnings.
     The following table reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Effective January 1, 2009, we adopted new accounting guidance that changed the way noncontrolling interests are presented in the income statement such that the consolidated income statement includes amounts from both Wells Fargo interests and the noncontrolling interests. As a result, our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

	December 31					,
	2010		2009		2008
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$6,545	35.0%	$6,162	35.0%	$1,140	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	586	3.1	468	2.7	94	2.9
Tax-exempt interest	(283)	(1.5)	(260)	(1.5)	(130)	(4.0)
Excludable dividends	(258)	(1.3)	(253)	(1.4)	(186)	(5.7)
Other deductible dividends	(33)	(0.2)	(29)	(0.2)	(71)	(2.2)
Tax credits	(577)	(3.1)	(533)	(3.0)	(266)	(8.2)
Life insurance	(223)	(1.2)	(257)	(1.5)	(67)	(2.0)
Leveraged lease tax expense	461	2.5	400	2.3	—	—
Other	120	0.6	(367)	(2.1)	88	2.7

Effective income tax expense and rate	$6,338	33.9%	$5,331	30.3%	$602	18.5%

     Income tax expense for 2010 increased primarily due to the new health care legislation and to fewer favorable settlements with tax authorities.
     The change in unrecognized tax benefits follows:

	Year ended
	December 31	,
(in millions)	2010	2009

Balance at beginning of year	$4,921	7,521
Additions:
For tax positions related to the current year	579	438
For tax positions related to prior years	301	898
For tax positions from business combinations (1)	—	6
Reductions:
For tax positions related to prior years	(111)	(834)
Lapse of statute of limitations	(148)	(75)
Settlements with tax authorities	(42)	(3,033)

Balance at end of year	$5,500	4,921

(1)	Unrecognized tax benefits from the Wachovia acquisition.
     Of the $5.5 billion of unrecognized tax benefits at December 31, 2010, approximately $3.1 billion would, if recognized, affect the effective tax rate. The remaining $2.4 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
     We recognize interest and penalties as a component of income tax expense. We accrued approximately $870 million and $771 million for the payment of interest and penalties at December 31, 2010 and 2009, respectively. A net expense from interest expense and penalties expense of $45 million (after tax) for 2010 and a net benefit from interest income and penalties expense of $72 million (after tax) for 2009 was recognized as a component of income tax expense.
     During 2009, we and the IRS executed settlement agreements in accordance with the IRS’s settlement initiative related to certain leverage leases that the IRS considers sale-in, lease-out (SILO) transactions. These settlement agreements resolved the SILO transactions originally entered into by Wachovia and reduced our tax exposure on our overall SILO portfolio by approximately 90%. As a result of this resolution, our unrecognized tax benefits decreased $2.7 billion in 2009.
     We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal income tax examinations for taxable years prior to 2007, and state, local and foreign income tax examinations for taxable years prior to 2006. Wachovia Corporation and its subsidiaries, with few exceptions, are no longer subject to federal income tax examinations for taxable years prior to 2006, and state, local and foreign income tax examinations for taxable years prior to 2003.
     We are routinely examined by tax authorities in various jurisdictions. The IRS is examining the 2007 and 2008 consolidated federal income tax returns of Wells Fargo & Company and its Subsidiaries. We are also litigating or appealing various issues related to our prior IRS examinations for the periods 1997-2006. We have paid the IRS the contested income tax associated with these issues and refund claims have been filed for the respective years. The IRS is also examining the consolidated federal income tax returns of Wachovia and its Subsidiaries for tax years 2006 through 2008. We are appealing various issues related to Wachovia’s federal 2003 through 2005 tax years. In addition, we are currently subject to examination by various state, local and foreign taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, we do not anticipate that there will be a significant impact to our unrecognized tax benefits as a result of these examinations.
     In September 2006, we filed a federal tax refund suit in the U.S. Court of Federal Claims related to certain leveraged lease transactions, which the IRS considers SILO transactions that we entered into between 1997 and 2002. On February 19, 2010, the Court of Federal Claims entered an adverse judgment, and on April 15, 2010, we filed a Notice of Appeal to the U.S. Court of Appeals for the Federal Circuit. Oral argument was heard on December 7, 2010, and we expect a decision sometime during 2011. There will be no adverse financial statement impact if the Court of Appeals affirms the judgment of the Court of Federal Claims.
     We estimate that our unrecognized tax benefits could decrease by between $100 million and $500 million during the next 12 months primarily related to statute expirations and settlements.

Note 21: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.

		Year ended December 31			,
(in millions, except per share amounts)		2010	2009	2008

Wells Fargo net income		$12,362	12,275	2,655
Less:	Preferred stock dividends and accretion and other (1)	730	4,285	286

Wells Fargo net income applicable to common stock (numerator)		$11,632	7,990	2,369

Earnings per common share
Average common shares outstanding (denominator)		5,226.8	4,545.2	3,378.1
Per share		$2.23	1.76	0.70

Diluted earnings per common share
Average common shares outstanding		5,226.8	4,545.2	3,378.1
Add:	Stock Options	28.3	17.2	13.1
	Restricted share rights	8.0	0.3	0.1

Diluted average common shares outstanding (denominator)		5,263.1	4,562.7	3,391.3

Per share		$2.21	1.75	0.70

(1)	Includes Series J, K and L preferred stock dividends of $737 million, $804 million and $67 million for the year ended 2010, 2009 and 2008, respectively. Also includes $3.5 billion and $219 million in 2009 and 2008, respectively, for Series D Preferred Stock, which was redeemed in 2009. In conjunction with the redemption, we accelerated accretion of the remaining discount of $1.9 billion. See Note 17 for additional information.

     The following table presents the outstanding options and warrants to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

	Weighted-average shares
	Year ended December 31			,
(in millions)	2010	2009	2008

Options	212.1	247.2	169.3
Warrants	66.9	110.3	25.4

Note 22: Other Comprehensive Income

The components of other comprehensive income (OCI) and the related tax effects were:

	Year ended December 31								,
	2010			2009			2008
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
(in millions)	tax	effect	tax	tax	effect	tax	tax	effect	tax

Translation adjustments	$71	(26)	45	118	(45)	73	(93)	35	(58)

Securities available for sale:
Net unrealized gains (losses) arising during the year	2,611	(1,134)	1,477	15,998	(5,972)	10,026	(10,552)	3,960	(6,592)
Reclassification of gains (losses) included in net income	77	(29)	48	(349)	129	(220)	(29)	11	(18)

Net unrealized gains (losses) arising during the year	2,688	(1,163)	1,525	15,649	(5,843)	9,806	(10,581)	3,971	(6,610)

Derivatives and hedging activities:
Net unrealized gains arising during the year	750	(282)	468	193	(86)	107	955	(363)	592
Reclassification of net gains on cash flow hedges included in net income	(613)	234	(379)	(531)	203	(328)	(252)	96	(156)

Net unrealized gains (losses) arising during the year	137	(48)	89	(338)	117	(221)	703	(267)	436

Defined benefit pension plans:
Net actuarial gain (loss)	20	(9)	11	222	(73)	149	(2,165)	799	(1,366)
Amortization of net actuarial loss and prior service cost included in net income	104	(45)	59	184	(60)	124	6	(2)	4

Net gains (losses) arising during the year	124	(54)	70	406	(133)	273	(2,159)	797	(1,362)

Other comprehensive income	$3,020	(1,291)	1,729	15,835	(5,904)	9,931	(12,130)	4,536	(7,594)

Cumulative OCI balances were:

					Cumulative
			Derivatives	Defined	other
		Securities	and	benefit	compre-
	Translation	available	hedging	pension	hensive
(in millions)	adjustments	for sale	activities	plans	income

Balance, December 31, 2007	$52	398	435	(160)	725
Net change	(58)	(6,610)	436	(1,362)	(7,594)

Balance, December 31, 2008	(6)	(6,212)	871	(1,522)	(6,869)
Cumulative effect from change in accounting for other-than-temporary impairment on debt securities	—	(53)	—	—	(53)
Net change	73	9,806	(221)	273	9,931

Balance, December 31, 2009	67	3,541	650	(1,249)	3,009
Net change	45	1,525	89	70	1,729

Balance, December 31, 2010	$112	5,066	739	(1,179)	4,738

Note 23: Operating Segments

We have three operating segments for management reporting: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The results for these operating segments are based on our management accounting process, for which there is no comprehensive, authoritative guidance equivalent to GAAP for financial accounting. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. In first quarter 2010, we conformed certain funding and allocation methodologies of legacy Wachovia to those of Wells Fargo; in addition, integration expense related to mergers other than the Wachovia merger is now included in segment results. In fourth quarter 2010, we aligned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. Prior periods have been revised to reflect these changes.
Community Banking offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and securities brokerage through affiliates. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds. Loan products include lines of credit, auto floor plan lines, equity lines and loans, equipment and transportation loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include equipment leases, real estate and other commercial financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts, credit cards, and merchant payment processing. Community Banking also purchases sales finance contracts from retail merchants throughout the United States and directly from auto dealers in Puerto Rico. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts, time deposits and debit cards.
     Community Banking serves customers through a complete range of channels, including traditional banking stores, in-store banking centers, business centers, ATMs, Online and Mobile Banking, and Wells Fargo Customer Connection, a 24-hours a day, seven days a week telephone service.
Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $20 million and to financial institutions globally. Wholesale Banking provides a complete line of commercial, corporate, capital markets, cash management and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, trade financing, collection services, foreign exchange services, treasury management, investment management, institutional fixed-income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance, corporate trust fiduciary and agency services, and investment banking services. Wholesale Banking manages customer investments through institutional separate accounts and mutual funds, including the Wells Fargo Advantage Funds and Wells Capital Management. Wholesale Banking also supports the CRE market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, CRE loan servicing and real estate and mortgage brokerage services.
Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Family Wealth meets the unique needs of ultra high net worth customers. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.
Other includes corporate items (such as integration expenses related to the Wachovia merger) not specific to a business segment and elimination of certain items that are included in more than one business segment.

			Wealth	,
			Brokerage
	Community	Wholesale	and			Consolidated
(income/expense in millions, average balances in billions)	Banking	Banking	Retirement		Other (1)	Company

2010
Net interest income (2)	$31,864	11,495	2,707		(1,309)	44,757
Provision for credit losses	13,807	1,920	334		(308)	15,753
Noninterest income	22,834	10,721	9,023		(2,125)	40,453
Noninterest expense	30,073	11,267	9,768		(652)	50,456

Income (loss) before income tax expense (benefit)	10,818	9,029	1,628		(2,474)	19,001
Income tax expense (benefit)	3,425	3,237	616		(940)	6,338

Net income (loss) before noncontrolling interests	7,393	5,792	1,012		(1,534)	12,663
Less: Net income from noncontrolling interests	275	19	7		—	301

Net income (loss) (3)	$7,118	5,773	1,005		(1,534)	12,362

2009
Net interest income (2)	$34,799	10,218	2,407		(1,100)	46,324
Provision for credit losses	17,866	3,648	460		(306)	21,668
Noninterest income	25,699	10,363	8,358		(2,058)	42,362
Noninterest expense	29,956	10,771	9,426		(1,133)	49,020

Income (loss) before income tax expense (benefit)	12,676	6,162	879		(1,719)	17,998
Income tax expense (benefit)	3,449	2,211	324		(653)	5,331

Net income (loss) before noncontrolling interests	9,227	3,951	555		(1,066)	12,667
Less: Net income from noncontrolling interests	339	27	26		—	392

Net income (loss) (3)	$8,888	3,924	529		(1,066)	12,275

2008
Net interest income (2)	$20,492	4,564	642		(555)	25,143
Provision for credit losses	14,822	1,157	299		(299)	15,979
Noninterest income	12,298	3,785	1,834		(1,183)	16,734
Noninterest expense	16,429	5,375	1,986		(1,192)	22,598

Income (loss) before income tax expense (benefit)	1,539	1,817	191		(247)	3,300
Income tax expense (benefit)	202	421	73		(94)	602

Net income (loss) before noncontrolling interests	1,337	1,396	118		(153)	2,698
Less: Net income from noncontrolling interests	32	11	—		—	43

Net income (loss) (3)	$1,305	1,385	118		(153)	2,655

2010
Average loans	$530.1	230.5	43.0		(33.0)	770.6
Average assets	773.0	373.2	139.3		(58.6)	1,226.9
Average core deposits	536.4	170.0	121.2		(55.6)	772.0
2009
Average loans	$552.7	260.2	45.7		(35.8)	822.8
Average assets	806.1	383.2	127.9		(54.8)	1,262.4
Average core deposits	552.8	147.3	114.2		(51.8)	762.5

(1)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing services and products for wealth management customers provided in Community Banking stores.
(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(3)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement segments and Wells Fargo net income for the consolidated company.

Note 24: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its owned subsidiaries (WFFI). In 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. The Parent also guaranteed all outstanding term debt securities of Wells Fargo Financial Canada Corporation (WFFCC), WFFI’s wholly owned Canadian subsidiary. WFFCC has continued to issue term debt securities and commercial paper in Canada, unconditionally guaranteed by the Parent.

Condensed Consolidating Statement of Income

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

Year ended December 31, 2010
Dividends from subsidiaries:
Bank	$12,896	—	—	(12,896)	—
Nonbank	21	—	—	(21)	—
Interest income from loans	—	2,674	37,404	(318)	39,760
Interest income from subsidiaries	1,375	—	14	(1,389)	—
Other interest income	304	116	12,616	—	13,036

Total interest income	14,596	2,790	50,034	(14,624)	52,796

Deposits	—	—	2,832	—	2,832
Short-term borrowings	277	46	586	(817)	92
Long-term debt	2,910	963	1,905	(890)	4,888
Other interest expense	2	—	225	—	227

Total interest expense	3,189	1,009	5,548	(1,707)	8,039

Net interest income	11,407	1,781	44,486	(12,917)	44,757
Provision for credit losses	—	1,064	14,689	—	15,753

Net interest income after provision for credit losses	11,407	717	29,797	(12,917)	29,004

Noninterest income
Fee income – nonaffiliates	—	107	23,385	—	23,492
Other	363	145	17,111	(658)	16,961

Total noninterest income	363	252	40,496	(658)	40,453

Noninterest expense
Salaries and benefits	143	150	26,919	—	27,212
Other	1,192	632	22,078	(658)	23,244

Total noninterest expense	1,335	782	48,997	(658)	50,456

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	10,435	187	21,296	(12,917)	19,001
Income tax expense (benefit)	(749)	62	7,025	—	6,338
Equity in undistributed income of subsidiaries	1,178	—	—	(1,178)	—

Net income (loss) before noncontrolling interests	12,362	125	14,271	(14,095)	12,663
Less: Net income from noncontrolling interests	—	—	301	—	301

Parent, WFFI, Other and Wells Fargo net income (loss)	$12,362	125	13,970	(14,095)	12,362

Condensed Consolidating Statements of Income

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

Year ended December 31, 2009
Dividends from subsidiaries:
Bank	$6,974	—	—	(6,974)	—
Nonbank	528	—	—	(528)	—
Interest income from loans	—	3,467	38,140	(18)	41,589
Interest income from subsidiaries	2,126	—	—	(2,126)	—
Other interest income	424	111	14,150	—	14,685

Total interest income	10,052	3,578	52,290	(9,646)	56,274

Deposits	—	—	3,774	—	3,774
Short-term borrowings	174	38	782	(772)	222
Long-term debt	3,391	1,305	2,458	(1,372)	5,782
Other interest expense	—	—	172	—	172

Total interest expense	3,565	1,343	7,186	(2,144)	9,950

Net interest income	6,487	2,235	45,104	(7,502)	46,324
Provision for credit losses	—	1,901	19,767	—	21,668

Net interest income after provision for credit losses	6,487	334	25,337	(7,502)	24,656

Noninterest income
Fee income – nonaffiliates	—	148	22,815	—	22,963
Other	738	169	19,135	(643)	19,399

Total noninterest income	738	317	41,950	(643)	42,362

Noninterest expense
Salaries and benefits	320	129	26,018	—	26,467
Other	521	711	21,964	(643)	22,553

Total noninterest expense	841	840	47,982	(643)	49,020

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	6,384	(189)	19,305	(7,502)	17,998
Income tax expense (benefit)	(164)	(86)	5,581	—	5,331
Equity in undistributed income of subsidiaries	5,727	—	—	(5,727)	—

Net income (loss) before noncontrolling interests	12,275	(103)	13,724	(13,229)	12,667
Less: Net income from noncontrolling interests	—	1	391	—	392

Parent, WFFI, Other and Wells Fargo net income (loss)	$12,275	(104)	13,333	(13,229)	12,275

Year ended December 31, 2008
Dividends from subsidiaries:
Bank	$1,806	—	—	(1,806)	—
Nonbank	326	—	—	(326)	—
Interest income from loans	2	5,275	22,417	(62)	27,632
Interest income from subsidiaries	2,892	—	—	(2,892)	—
Other interest income	241	108	7,051	(134)	7,266

Total interest income	5,267	5,383	29,468	(5,220)	34,898

Deposits	—	—	4,966	(445)	4,521
Short-term borrowings	475	220	1,757	(974)	1,478
Long-term debt	2,957	1,807	661	(1,669)	3,756

Total interest expense	3,432	2,027	7,384	(3,088)	9,755

Net interest income	1,835	3,356	22,084	(2,132)	25,143
Provision for credit losses	—	2,970	13,009	—	15,979

Net interest income after provision for credit losses	1,835	386	9,075	(2,132)	9,164

Noninterest income
Fee income – nonaffiliates	—	437	10,110	—	10,547
Other	(101)	168	8,181	(2,061)	6,187

Total noninterest income	(101)	605	18,291	(2,061)	16,734

Noninterest expense
Salaries and benefits	(385)	719	12,606	—	12,940
Other	15	1,119	10,585	(2,061)	9,658

Total noninterest expense	(370)	1,838	23,191	(2,061)	22,598

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	2,104	(847)	4,175	(2,132)	3,300
Income tax expense (benefit)	(83)	(289)	974	—	602
Equity in undistributed income of subsidiaries	468	—	—	(468)	—

Net income (loss) before noncontrolling interests	2,655	(558)	3,201	(2,600)	2,698
Less: Net income from noncontrolling interests	—	—	43	—	43

Parent, WFFI, Other and Wells Fargo net income (loss)	$2,655	(558)	3,158	(2,600)	2,655

Note 24: Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Balance Sheets

			Other
			consolidating		Consolidated
(in millions)	Parent	WFFI	subsidiaries	Eliminations	Company

December 31, 2010
Assets
Cash and cash equivalents due from:
Subsidiary banks	$30,240	154	—	(30,394)	—
Nonaffiliates	9	212	96,460	—	96,681
Securities available for sale	2,368	2,742	167,544	—	172,654
Mortgages and loans held for sale	—	—	53,053	—	53,053
Loans	7	30,329	742,807	(15,876)	757,267
Loans to subsidiaries:
Bank	3,885	—	—	(3,885)	—
Nonbank	53,382	—	—	(53,382)	—
Allowance for loan losses	—	(1,709)	(21,313)	—	(23,022)

Net loans	57,274	28,620	721,494	(73,143)	734,245

Investments in subsidiaries:
Bank	133,867	—	—	(133,867)	—
Nonbank	14,904	—	—	(14,904)	—
Other assets	8,363	1,316	192,821	(1,005)	201,495

Total assets	$247,025	33,044	1,231,372	(253,313)	1,258,128

Liabilities and equity
Deposits	$—	—	878,336	(30,394)	847,942
Short-term borrowings	2,412	14,490	86,523	(48,024)	55,401
Accrued expenses and other liabilities	6,819	1,685	62,414	(1,005)	69,913
Long-term debt	99,745	15,240	55,476	(13,478)	156,983
Indebtedness to subsidiaries	11,641	—	—	(11,641)	—

Total liabilities	120,617	31,415	1,082,749	(104,542)	1,130,239

Parent, WFFI, Other and Wells Fargo stockholders’ equity	126,408	1,618	147,153	(148,771)	126,408
Noncontrolling interests	—	11	1,470	—	1,481

Total equity	126,408	1,629	148,623	(148,771)	127,889

Total liabilities and equity	$247,025	33,044	1,231,372	(253,313)	1,258,128

December 31, 2009
Assets
Cash and cash equivalents due from:
Subsidiary banks	$27,303	205	—	(27,508)	—
Nonaffiliates	11	249	67,705	—	67,965
Securities available for sale	4,666	2,665	165,379	—	172,710
Mortgages and loans held for sale	—	—	44,827	—	44,827
Loans	7	35,199	750,045	(2,481)	782,770
Loans to subsidiaries:
Bank	6,760	—	—	(6,760)	—
Nonbank	56,316	—	—	(56,316)	—
Allowance for loan losses	—	(1,877)	(22,639)	—	(24,516)

Net loans	63,083	33,322	727,406	(65,557)	758,254

Investments in subsidiaries:
Bank	134,063	—	—	(134,063)	—
Nonbank	12,816	—	—	(12,816)	—
Other assets	10,758	1,500	189,049	(1,417)	199,890

Total assets	$252,700	37,941	1,194,366	(241,361)	1,243,646

Liabilities and equity
Deposits	$—	—	851,526	(27,508)	824,018
Short-term borrowings	1,546	10,599	59,813	(32,992)	38,966
Accrued expenses and other liabilities	7,878	1,439	54,542	(1,417)	62,442
Long-term debt	119,353	24,437	80,499	(20,428)	203,861
Indebtedness to subsidiaries	12,137	—	—	(12,137)	—

Total liabilities	140,914	36,475	1,046,380	(94,482)	1,129,287

Parent, WFFI, Other and Wells Fargo stockholders’ equity	111,786	1,456	145,423	(146,879)	111,786
Noncontrolling interests	—	10	2,563	—	2,573

Total equity	111,786	1,466	147,986	(146,879)	114,359

Total liabilities and equity	$252,700	37,941	1,194,366	(241,361)	1,243,646

Condensed Consolidating Statements of Cash Flows

	Year ended December 31							,
	2010				2009
			Other				Other
			consolidating				consolidating
			subsidiaries/	Consolidated			subsidiaries/	Consolidated
(in millions)	Parent	WFFI	eliminations	Company	Parent	WFFI	eliminations	Company

Cash flows from operating activities:
Net cash provided by operating activities	$14,180	1,774	2,818	18,772	7,356	1,655	19,602	28,613

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	2,441	796	5,431	8,668	1,184	925	50,929	53,038
Prepayments and maturities	—	229	47,690	47,919	—	290	38,521	38,811
Purchases	(119)	(1,037)	(52,310)	(53,466)	(463)	(1,667)	(93,155)	(95,285)
Loans:
Loans originated by banking subsidiaries, net of principal collected	—	(206)	16,075	15,869	—	(981)	53,221	52,240
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	6,517	6,517	—	—	6,162	6,162
Purchases (including participations) of loans by banking subsidiaries	—	—	(2,297)	(2,297)	—	—	(3,363)	(3,363)
Principal collected on nonbank entities’ loans	—	10,829	4,731	15,560	—	11,119	3,309	14,428
Loans originated by nonbank entities	—	(6,336)	(4,500)	(10,836)	—	(5,523)	(4,438)	(9,961)
Net repayments from (advances to) subsidiaries	(5,485)	(842)	6,327	—	11,369	(138)	(11,231)	—
Capital notes and term loans made to subsidiaries	—	—	—	—	(497)	(1,000)	1,497	—
Principal collected on notes/loans made to subsidiaries	11,282	—	(11,282)	—	12,979	—	(12,979)	—
Net decrease (increase) in investment in subsidiaries	1,198	—	(1,198)	—	(1,382)	—	1,382	—
Net cash paid for acquisitions	—	—	(36)	(36)	—	—	(138)	(138)
Other, net	15	64	(31,652)	(31,573)	22,513	355	(7,015)	15,853

Net cash provided (used) by investing activities	9,332	3,497	(16,504)	(3,675)	45,703	3,380	22,702	71,785

Cash flows from financing activities:
Net change in:
Deposits	—	—	23,924	23,924	—	—	42,473	42,473
Short-term borrowings	1,860	4,118	5,330	11,308	(19,100)	2,158	(52,166)	(69,108)
Long-term debt:
Proceeds from issuance	1,789	—	1,700	3,489	8,297	1,347	(1,248)	8,396
Repayment	(23,281)	(9,478)	(30,558)	(63,317)	(22,931)	(8,508)	(34,821)	(66,260)
Preferred stock:
Cash dividends paid	(737)	—	—	(737)	(2,178)	—	—	(2,178)
Redeemed	—	—	—	—	(25,000)	—	—	(25,000)
Common stock warrants repurchased	(545)	—	—	(545)	—	—	—	—
Common stock:
Proceeds from issuance	1,375	—	—	1,375	21,976	—	—	21,976
Repurchased	(91)	—	—	(91)	(220)	—	—	(220)
Cash dividends paid	(1,045)	—	—	(1,045)	(2,125)	—	—	(2,125)
Excess tax benefits related to stock option payments	98	—	—	98	18	—	—	18
Change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	—	—	—	—	—	—	(4,500)	(4,500)
Other, net	—	1	(593)	(592)	—	(4)	(549)	(553)
Other, net	—	—	—	—	(140)	—	140	—

Net cash used by financing activities	(20,577)	(5,359)	(197)	(26,133)	(41,403)	(5,007)	(50,671)	(97,081)

Net change in cash and due from banks	2,935	(88)	(13,883)	(11,036)	11,656	28	(8,367)	3,317
Cash and due from banks at beginning of year	27,314	454	(688)	27,080	15,658	426	7,679	23,763

Cash and due from banks at end of year	$30,249	366	(14,571)	16,044	27,314	454	(688)	27,080

Note 24: Condensed Consolidating Financial Statements (continued)
Condensed Consolidating Statement of Cash Flows

			Other
			consolidating
			subsidiaries/	Consolidated
(in millions)	Parent	WFFI	eliminations	Company

Year ended December 31,2008
Cash flows from operating activities:
Net cash provided (used) by operating activities	$730	2,023	(7,541)	(4,788)

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	2,570	875	57,361	60,806
Prepayments and maturities	—	283	24,034	24,317
Purchases	(3,514)	(1,258)	(100,569)	(105,341)
Loans:
Loans originated by banking subsidiaries, net of principal collected	—	(1,684)	(53,131)	(54,815)
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	—	—	1,988	1,988
Purchases (including participations) of loans by banking subsidiaries	—	—	(5,513)	(5,513)
Principal collected on nonbank entities’ loans	—	14,447	7,399	21,846
Loans originated by nonbank entities	—	(12,362)	(7,611)	(19,973)
Net repayments from (advances to) subsidiaries	(12,415)	—	12,415	—
Capital notes and term loans made to subsidiaries	(2,008)	—	2,008	—
Principal collected on notes/loans made to subsidiaries	8,679	—	(8,679)	—
Net decrease (increase) in investment in subsidiaries	(37,108)	—	37,108	—
Net cash acquired from acquisitions	9,194	—	2,009	11,203
Other, net	(21,823)	(91)	69,235	47,321

Net cash provided (used) by investing activities	(56,425)	210	38,054	(18,161)

Cash flows from financing activities:
Net change in:
Deposits	—	—	7,697	7,697
Short-term borrowings	17,636	5,580	(38,104)	(14,888)
Long-term debt:
Proceeds from issuance	21,931	1,113	12,657	35,701
Repayment	(16,560)	(8,983)	(4,316)	(29,859)
Preferred stock:
Proceeds from issuance	22,674	—	—	22,674
Proceeds from issuance of stock warrants	2,326	—	—	2,326
Common stock:
Proceeds from issuance	14,171	—	—	14,171
Repurchased	(1,623)	—	—	(1,623)
Cash dividends paid	(4,312)	—	—	(4,312)
Excess tax benefits related to stock option payments	121	—	—	121
Change in noncontrolling interests:
Other, net	—	—	(53)	(53)

Net cash provided (used) by financing activities	56,364	(2,290)	(22,119)	31,955

Net change in cash and due from banks	669	(57)	8,394	9,006
Cash and due from banks at beginning of year	14,989	483	(715)	14,757

Cash and due from banks at end of year	$15,658	426	7,679	23,763

Note 25: Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to regulatory capital adequacy requirements promulgated by federal regulatory agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirements for the Company’s national banks, including Wells Fargo Bank, N.A. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal regulatory agencies were required to adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements.
     Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of its subsidiary banks maintain minimum ratios (set forth in the following table) of capital to risk-weighted assets. Tier 1 capital is considered core capital and generally includes common stockholders’ equity, qualifying preferred stock, and trust preferred securities, and noncontrolling interests in consolidated subsidiaries, reduced by goodwill, net of related taxes, certain intangible and other assets in excess of prescribed limitations, and adjusted for the aggregate impact of certain items included in other comprehensive income. Total capital includes Tier 1 capital, subordinated debt and other components that do not qualify for Tier 1 capital, and the aggregate allowance for credit losses up to a specified percentage of risk-weighted assets.
     Risk-weighted assets reflect the perceived risk, expressed as a percentage of the amount of each asset included on the balance sheet, as well as certain off-balance sheet exposures, including unfunded loan commitments, letters of credit and derivative contracts. Additional information with respect to off-balance sheet exposures is included in Notes 6 and 15.
     We do not consolidate our wholly-owned trusts (the Trusts) formed solely to issue trust preferred securities. Trust preferred securities and perpetual preferred purchase securities issued by the Trusts includable in Tier 1 capital were $19.2 billion at December 31, 2010. The junior subordinated debentures held by the Trusts were included in the Company’s long-term debt. See Note 13 for additional information on trust preferred securities.
     Management believes that, as of December 31, 2010, the Company and each of the covered subsidiary banks met all capital adequacy requirements to which they are subject. The most recent notification from the OCC categorized each of the covered subsidiary banks as well capitalized, under the FDICIA prompt corrective action provisions applicable to banks. To be categorized as well capitalized, the institution must maintain a total risk-based capital (RBC) ratio as set forth in the table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the RBC category of any of the covered subsidiary banks.
     Certain subsidiaries of the Company are approved seller/servicers, and are therefore required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2010, each seller/servicer met these requirements. Certain broker-dealer subsidiaries of the Company are subject to SEC Rule 15c3-1 (the Net Capital Rule), which requires that we maintain minimum levels of net capital, as defined. At December 31, 2010, each of these subsidiaries met these requirements.
     The following table presents regulatory capital information for Wells Fargo & Company and Wells Fargo Bank, N.A.

	Wells Fargo & Company		Wells Fargo Bank, N.A.			Well-	Minimum
	December 31				,	capitalized	capital
(in billions, except ratios)	2010	2009	2010	2009		ratios (1)	ratios (1)

Regulatory capital:
Tier 1	$109.4	93.8	90.2	43.8
Total	147.1	134.4	117.1	58.4
Assets:
Risk-weighted	$980.0	1,013.6	895.2	492.0
Adjusted average (2)	1,189.5	1,191.6	1,057.7	583.3
Capital ratios:
Tier 1 capital	11.16%	9.25	10.07	8.90		6.00	4.00
Total capital	15.01	13.26	13.09	11.87		10.00	8.00
Tier 1 leverage (2)	9.19	7.87	8.52	7.50		5.00	4.00

(1)	As defined by the regulations issued by the Federal Reserve, OCC and FDIC.
(2)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company adopted a new accounting standard related to its involvement with variable interest entities effective January 1, 2010, and the Company changed its method of evaluating other than temporary impairment for debt securities in 2009 and certain investment securities in 2008.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2011, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
San Francisco, California
February 25, 2011

Quarterly Financial Data
Condensed Consolidated Statement of Income – Quarterly (Unaudited)

	2010				2009
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

Interest income	$12,969	13,130	13,472	13,225	13,692	13,968	14,301	14,313

Interest expense	1,906	2,032	2,023	2,078	2,192	2,284	2,537	2,937

Net interest income	11,063	11,098	11,449	11,147	11,500	11,684	11,764	11,376
Provision for credit losses	2,989	3,445	3,989	5,330	5,913	6,111	5,086	4,558

Net interest income after provision for credit losses	8,074	7,653	7,460	5,817	5,587	5,573	6,678	6,818

Noninterest income
Service charges on deposit accounts	1,035	1,132	1,417	1,332	1,421	1,478	1,448	1,394
Trust and investment fees	2,958	2,564	2,743	2,669	2,605	2,502	2,413	2,215
Card fees	941	935	911	865	961	946	923	853
Other fees	1,063	1,004	982	941	990	950	963	901
Mortgage banking	2,757	2,499	2,011	2,470	3,411	3,067	3,046	2,504
Insurance	564	397	544	621	482	468	595	581
Net gains from trading activities	532	470	109	537	516	622	749	787
Net gains (losses) on debt securities available for sale	(268)	(114)	30	28	110	(40)	(78)	(119)
Net gains (losses) from equity investments	317	131	288	43	273	29	40	(157)
Operating leases	79	222	329	185	163	224	168	130
Other	453	536	581	610	264	536	476	552

Total noninterest income	10,431	9,776	9,945	10,301	11,196	10,782	10,743	9,641

Noninterest expense
Salaries	3,513	3,478	3,564	3,314	3,505	3,428	3,438	3,386
Commission and incentive compensation	2,195	2,280	2,225	1,992	2,086	2,051	2,060	1,824
Employee benefits	1,192	1,074	1,063	1,322	1,144	1,034	1,227	1,284
Equipment	813	557	588	678	681	563	575	687
Net occupancy	750	742	742	796	770	778	783	796
Core deposit and other intangibles	549	548	553	549	642	642	646	647
FDIC and other deposit assessments	301	300	295	301	302	228	981	338
Other	4,027	3,274	3,716	3,165	3,691	2,960	2,987	2,856

Total noninterest expense	13,340	12,253	12,746	12,117	12,821	11,684	12,697	11,818

Income before income tax expense	5,165	5,176	4,659	4,001	3,962	4,671	4,724	4,641
Income tax expense	1,672	1,751	1,514	1,401	949	1,355	1,475	1,552

Net income before noncontrolling interests	3,493	3,425	3,145	2,600	3,013	3,316	3,249	3,089
Less: Net income from noncontrolling interests	79	86	83	53	190	81	77	44

Wells Fargo net income	$3,414	3,339	3,062	2,547	2,823	3,235	3,172	3,045

Less: Preferred stock dividends and accretion and other	182	189	184	175	2,429	598	597	661
Wells Fargo net income applicable to common stock	$3,232	3,150	2,878	2,372	394	2,637	2,575	2,384

Per share information
Earnings per common share	$0.62	0.60	0.55	0.46	0.08	0.56	0.58	0.56
Diluted earnings per common share	0.61	0.60	0.55	0.45	0.08	0.56	0.57	0.56
Dividends declared per common share	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.34
Average common shares outstanding	5,256.2	5,240.1	5,219.7	5,190.4	4,764.8	4,678.3	4,483.1	4,247.4
Diluted average common shares outstanding	5,293.8	5,273.2	5,260.8	5,225.2	4,796.1	4,706.4	4,501.6	4,249.3
Market price per common share (1)
High	$31.61	28.77	34.25	31.99	31.53	29.56	28.45	30.47
Low	23.37	23.02	25.52	26.37	25.00	22.08	13.65	7.80
Quarter-end	30.99	25.12	25.60	31.12	26.99	28.18	24.26	14.24

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Glossary of Acronyms

ACL	Allowance for credit losses
ALCO	Asset/Liability Management Committee
ARS	Auction rate security
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
ARM	Adjustable-rate mortgage
AVM	Automated valuation model
CD	Certificate of deposit
CDO	Collateralized debt obligation
CLO	Collateralized loan obligation
CLTV	Combined loan-to-value
CMO	Collateralized mortgage obligation
CPP	Capital Purchase Program
CPR	Constant prepayment rate
CRE	Commercial real estate
ESOP	Employee Stock Ownership Plan
FAS	Statement of Financial Accounting Standards
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
FHA	Federal Housing Administration
FHLB	Federal Home Loan Bank
FHLMC	Federal Home Loan Mortgage Company
FICO	Fair Isaac Corporation (credit rating)
FNMA	Federal National Mortgage Association
FRB	Federal Reserve Board
GAAP	Generally accepted accounting principles
GNMA	Government National Mortgage Association
GSE	Government-sponsored entity
HAMP	Home Affordability Modification Program
HPI	Home Price Index
IRA	Individual Retirement Account
LHFS	Loans held for sale
LIBOR	London Interbank Offered Rate
LOCOM	Lower of cost or market value
LTV	Loan-to-value
MBS	Mortgage-backed security
MERS	Mortgage Electronic Registration Systems, Inc.
MHFS	Mortgages held for sale
MSR	Mortgage servicing right
NAV	Net asset value

NPA	Nonperforming asset
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
OTC	Over-the-counter
OTTI	Other-than-temporary impairment
PCI Loans	Purchased credit-impaired loans
PPS	Perpetual preferred securities
PTPP	Pre-tax pre-provision profit
QSPE	Qualifying special purpose entity
RBC	Risk-based capital
ROA	Wells Fargo net income to average total assets
ROE	Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity
RSR	Restricted share right
SCAP	Supervisory Capital Assessment Program
SEC	Securities and Exchange Commission
S&P	Standard & Poor’s
SIV	Structured investment vehicle
SPE	Special purpose entity
TARP	Troubled Asset Relief Program
TDR	Troubled debt restructuring
TLGP	Temporary Liquidity Guarantee Program
VA	Department of Veterans Affairs
VaR	Value-at-risk
VIE	Variable interest entity
WFFCC	Wells Fargo Financial Canada Corporation
WFFI	Wells Fargo Financial, Inc. and its wholly-owned subsidiaries