Form 10-K, Exhibit 13
period 2011-12-31
WELLS FARGO & CO/MN
filed 2012-02-28
CIK 72971

EXHIBIT 13

Financial Review

26	Overview

30	Earnings Performance

41	Balance Sheet Analysis

44	Off-Balance Sheet Arrangements

46	Risk Management

84	Capital Management

87	Regulatory Reform

89	Critical Accounting Policies

95	Current Accounting Developments

96	Forward-Looking Statements

97	Risk Factors

Controls and Procedures

112	Disclosure Controls and Procedures

112	Internal Control over Financial Reporting

112	Management’s Report on Internal Control over Financial Reporting

113	Report of Independent Registered Public Accounting Firm

Financial Statements

114	Consolidated Statement of Income

115	Consolidated Balance Sheet

116	Consolidated Statement of Changes in Equity and Comprehensive Income

120	Consolidated Statement of Cash Flows

Notes to Financial Statements

121	1 Summary of Significant Accounting Policies

131	2 Business Combinations

132	3 Cash, Loan and Dividend Restrictions

132	4 Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

133	5 Securities Available for Sale

141	6 Loans and Allowance for Credit Losses

159	7 Premises, Equipment, Lease Commitments and Other Assets

160	8 Securitizations and Variable Interest Entities

171	9 Mortgage Banking Activities

174	10 Intangible Assets

175	11 Deposits

176	12 Short-Term Borrowings

177	13 Long-Term Debt

179	14 Guarantees

181	15 Legal Actions

184	16 Derivatives

190	17 Fair Values of Assets and Liabilities

206	18 Preferred Stock

208	19 Common Stock and Stock Plans

212	20 Employee Benefits and Other Expenses

219	21 Income Taxes

221	22 Earnings Per Common Share

222	23 Other Comprehensive Income

223	24 Operating Segments

225	25 Condensed Consolidating Financial Statements

230	26 Regulatory and Agency Capital Requirements

231	Report of Independent Registered Public Accounting Firm

232	Quarterly Financial Data

233	Glossary of Acronyms

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” and “Risk Factors” sections in this Report, and the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2011 (2011 Form 10-K).

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

Financial Review

Overview

Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, we provide banking, insurance, trust and investments, mortgage banking, investment banking, retail banking, brokerage services and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the internet and other distribution channels to individuals, businesses and institutions across North America and internationally. With approximately 264,000 active, full-time equivalent team members, we serve one in three households in America and ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. We ranked fourth in assets and first in the market value of our common stock among all U.S. banks at December 31, 2011.

Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of products our customers utilize and to offer them all of the financial products that fulfill their needs. Our cross-sell strategy, diversified business model and the breadth of our geographic reach facilitate growth in both strong and weak economic cycles, as we can grow by expanding the number of products our current customers have with us, gain new customers in our extended markets, and increase market share in many businesses. Our retail bank household cross-sell increased each quarter during 2011 to 5.92 products per household in fourth quarter 2011, up from 5.70 in fourth quarter 2010. We believe there is more opportunity for cross-sell as we continue to earn more business from our customers. Our goal is eight products per customer, which is approximately half of our estimate of potential demand for an average U.S. household. Currently, one of every four of our retail banking households has eight or more products.

Our pursuit of growth and earnings performance is influenced by our belief that it is important to maintain a well controlled operating environment. We manage our credit risk by establishing what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our loan portfolio. We manage the interest rate and market risks inherent in our asset and liability balances within established ranges, while ensuring adequate liquidity and funding. We maintain strong capital levels to facilitate future growth.

Expense management is also important to us, but we approach this in a manner intended to help ensure our revenue is not adversely affected. Our current company-wide expense management initiative is focused on removing unnecessary complexity and eliminating duplication as a way to improve the customer experience and the work process of our team members. With this initiative and the completion of Wachovia merger integration activities, we are targeting fourth quarter 2012 noninterest expense of $11 billion. We expect first quarter 2012 noninterest expense to remain elevated because of seasonally higher personnel expenses and our final quarter of Wachovia integration expenses, partially offset by continued gains from efficiency and cost save initiatives. We expect quarterly total expenses to decline over the rest of 2012, driven by the benefit from ongoing efficiency initiatives and the conclusion of integration activities. However, quarterly expenses may vary due to cyclical or seasonal factors, among others. In addition, we will continue to invest in our businesses and add team members where appropriate.

Financial Performance

Our 2011 results were strong despite continued economic volatility during the year, with improved credit quality and lower expenses as well as solid growth in deposits and capital, which funded growth in loans and investment securities. Regulatory reform and related initiatives also created a difficult environment in which to achieve strong financial performance. For example, changes mandated by Regulation E and related overdraft policy changes implemented in third quarter 2010 decreased our service charges on deposit accounts. Also, implementation of the Durbin Amendment to the Dodd-Frank Act in fourth quarter 2011 reduced debit interchange fees and the mortgage servicing regulatory consent orders that we entered into with our regulators in April 2011 and other regulatory activities contributed to lowered residential mortgage servicing rights (MSRs) valuation and increased our estimate of losses for repurchases of serviced loans.

Wells Fargo net income was $15.9 billion and diluted earnings per common share were $2.82 for 2011, both up 28% from 2010. Our net income growth from 2010 was primarily driven by a lower provision for credit losses and lower noninterest expense, which more than offset lower revenues. Net income growth from 2010 included contributions from each of our three business segments: Community Banking (up 30%); Wholesale Banking (up 19%); and Wealth, Brokerage and Retirement (up 28%). Return on average assets was 1.25% for 2011, compared with 1.01% for 2010. Our return on equity was 11.93% in 2011, up from 10.33% in 2010.

On a year-over-year basis, revenue was down 5% in 2011, predominantly reflecting decreased interest income on securities available for sale and loans due to lower yields as market rates declined. The decline in revenue was also affected by lower mortgage banking noninterest income as a result of lower originations and higher servicing-related costs caused by the regulatory consent orders and other mortgage-related regulatory matters as well as lower net gains from trading activities. These decreases in revenue were partially offset by increased interest income on trading assets and decreased interest expense. Noninterest expense was down 2% from 2010 reflecting the benefit of reduced merger integration costs and lower foreclosed asset expense.

We believe loan and deposit growth have positioned us for continued improvement in financial performance. Total loans were $769.6 billion at December 31, 2011, up from $757.3 billion at December 31, 2010, and averaged $757.1 billion for 2011 compared with $770.6 billion for 2010. The net growth in loans from December 31, 2010, included the consolidation of $5.6 billion of reverse mortgage loans previously sold as well as the purchases with a period end balance of $3.6 billion of U.S.-based commercial real estate (CRE), offset by a $21.0 billion decrease in our non-strategic and liquidating loan portfolios. Our core deposits totaled $872.6 billion at December 31, 2011, up 9% from December 31, 2010, and our average core deposits grew 7% from 2010 to $826.7 billion for 2011. Average core deposits were 109% of average loans for 2011, up from 100% for 2010. We continued to attract high quality core deposits in the form of checking and savings deposits, which on average totaled $757.0 billion, up 11% from 2010 as we added new customers and deepened our relationships with existing customers. Average core checking and savings deposits were 92% of average core deposits, up from 89% for 2010.

Table 1 provides a six-year summary of selected financial data and Table 2 presents key ratios and per common share data.

Credit Quality

As in 2010, we again experienced credit improvement during 2011 in our loan portfolios with lower net charge-offs and improved or stable delinquency trends. The rate of improvement moderated in some portfolios during the latter half of 2011, consistent with our expectations at this point in the credit cycle. The improvement in our credit portfolio was due in part to the continued decline in balances in our non-strategic and liquidating loan portfolios (primarily from the Wachovia acquisition), which decreased $21.0 billion during 2011, and $78.5 billion in total since the beginning of 2009, to $112.3 billion at December 31, 2011.

Reflecting the continued improved credit performance in our loan portfolios, the $7.9 billion provision for credit losses for 2011 was $7.9 billion less than a year ago. The 2011 provision for credit losses was $3.4 billion less than net charge-offs, compared with $2.0 billion less for 2010. Absent significant deterioration in the economy, we expect future allowance releases in 2012, although at more modest levels. Since first quarter 2010 net charge-offs have decreased every quarter until fourth quarter 2011 when they were essentially flat compared with third quarter 2011. Nonperforming assets (NPAs) have decreased every quarter since their peak in third quarter 2010. Net charge-offs totaled $11.3 billion for 2011, compared with $17.8 billion for 2010. NPAs decreased to $26.0 billion at December 31, 2011, from $32.3 billion at December 31, 2010. Loans 90 days or more past due and still accruing (excluding government insured/guaranteed loans) decreased to $2.0 billion at December 31, 2011, from $2.6 billion at December 31, 2010. In addition, our portfolio of purchased credit-impaired (PCI) loans continued to perform better than expected at the time of acquisition.

Capital

We continued to build capital in 2011, with total equity up $13.8 billion to $141.7 billion from December 31, 2010. Our Tier 1 common equity ratio grew 116 basis points during 2011 to 9.46% of risk-weighted assets under Basel I, reflecting strong internal capital generation. Based on our interpretation of current Basel III capital proposals, we estimate that our Tier 1 common equity ratio was 7.50% at the end of 2011. Our other regulatory capital ratios remained strong with a Tier 1 capital ratio of 11.33% and Tier 1 leverage ratio of 9.03% at December 31, 2011. See the “Capital Management” section in this Report for more information regarding our capital, including Tier 1 common equity.

During 2011 we redeemed $9.2 billion of trust preferred securities that carried a higher cost than other funding sources available to us, repurchased approximately 80 million shares of our common stock and entered into two separate $150 million private forward repurchase transactions. The first transaction settled in fourth quarter 2011 for approximately 6 million shares of common stock and the second transaction settled in first quarter 2012 for approximately 6 million shares of common stock. We also paid common stock dividends of $0.12 per share each quarter in 2011.

Overview (continued)

Table 1: Six-Year Summary of Selected Financial Data

(in millions, except per share amounts)	2011	2010	2009	2008	2007	2006	% Change 2011/ 2010	Five-year compound growth rate

Income statement
Net interest income	$42,763	44,757	46,324	25,143	20,974	19,951	(4)%	16
Noninterest income	38,185	40,453	42,362	16,734	18,546	15,817	(6)	19

Revenue	80,948	85,210	88,686	41,877	39,520	35,768	(5)	18
Provision for credit losses	7,899	15,753	21,668	15,979	4,939	2,204	(50)	29
Noninterest expense	49,393	50,456	49,020	22,598	22,746	20,767	(2)	19
Net income before noncontrolling interests	16,211	12,663	12,667	2,698	8,265	8,567	28	14
Less: Net income from noncontrolling interests	342	301	392	43	208	147	14	18

Wells Fargo net income	15,869	12,362	12,275	2,655	8,057	8,420	28	14
Earnings per common share	2.85	2.23	1.76	0.70	2.41	2.50	28	3
Diluted earnings per common share	2.82	2.21	1.75	0.70	2.38	2.47	28	3
Dividends declared per common share	0.48	0.20	0.49	1.30	1.18	1.08	140	(15)

Balance sheet (at year end)
Securities available for sale	$222,613	172,654	172,710	151,569	72,951	42,629	29%	39
Loans	769,631	757,267	782,770	864,830	382,195	319,116	2	19
Allowance for loan losses	19,372	23,022	24,516	21,013	5,307	3,764	(16)	39
Goodwill	25,115	24,770	24,812	22,627	13,106	11,275	1	17
Assets	1,313,867	1,258,128	1,243,646	1,309,639	575,442	481,996	4	22
Core deposits (1)	872,629	798,192	780,737	745,432	311,731	288,068	9	25
Long-term debt	125,354	156,983	203,861	267,158	99,393	87,145	(20)	8
Wells Fargo stockholders’ equity	140,241	126,408	111,786	99,084	47,628	45,814	11	25
Noncontrolling interests	1,446	1,481	2,573	3,232	286	254	(2)	42
Total equity	141,687	127,889	114,359	102,316	47,914	46,068	11	25

(1)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2011	2010	2009

Profitability ratios
Wells Fargo net income to average assets (ROA)	1.25%	1.01	0.97
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.93	10.33	9.88
Efficiency ratio (1)	61.0	59.2	55.3
Capital ratios
At year end:
Wells Fargo common stockholders’ equity to assets	9.87	9.41	8.34
Total equity to assets	10.78	10.16	9.20
Risk-based capital (2)
Tier 1 capital	11.33	11.16	9.25
Total capital	14.76	15.01	13.26
Tier 1 leverage (2)	9.03	9.19	7.87
Tier 1 common equity (3)	9.46	8.30	6.46
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	9.91	9.17	6.41
Average total equity to average assets	10.80	9.96	9.34
Per common share data
Dividend payout (4)	17.0	9.0	27.9
Book value	$24.64	22.49	20.03
Market price (5)
High	34.25	34.25	31.53
Low	22.58	23.02	7.80
Year end	27.56	30.99	26.99

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.
(3)	See the “Capital Management” section in this Report for additional information.
(4)	Dividends declared per common share as a percentage of earnings per common share.
(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Earnings Performance

Wells Fargo net income for 2011 was $15.9 billion ($2.82 diluted earnings per common share) compared with $12.4 billion ($2.21 diluted earnings per common share) for 2010 and $12.3 billion ($1.75 diluted earnings per common share) for 2009. Our 2011 earnings reflected strong execution of our business strategy in a difficult economic environment. The key drivers of our financial performance in 2011 were improved credit quality, lower operating costs, diversified sources of fee income, balanced net interest and fee income, a diversified loan portfolio and increased deposits.

Revenue, the sum of net interest income and noninterest income, was $80.9 billion in 2011, compared with $85.2 billion in 2010 and $88.7 billion in 2009. The decline in revenue in 2011 was predominantly due to lower net interest income, mortgage banking and net gains from trading activities. Net interest income of $42.8 billion in 2011, represented 53% of revenue, compared with $44.8 billion (53%) in 2010 and $46.3 billion (52%) in 2009. The 4% decline in 2011 net interest income from 2010 reflected a 32 basis points decline in the net interest margin and a 2% decline in average loans. The decline in average loans from 2010 reflected reductions in the non-strategic and liquidating loan portfolios, partially offset by loan growth and loan acquisitions. Continued success in generating low-cost deposits enabled the Company to grow assets by funding loan and securities growth while reducing higher cost long-term debt.

Noninterest income was $38.2 billion in 2011, representing 47% of revenue, compared with $40.5 billion (47%) in 2010 and $42.4 billion (48%) in 2009. The decrease in noninterest income in 2011 was due largely to lower service charges on deposit accounts, net gains on mortgage loan origination/sales activities and net gains from trading activities.

Noninterest expense was $49.4 billion in 2011, compared with $50.5 billion in 2010 and $49.0 billion in 2009. Noninterest expense as a percentage of revenue was 61% in 2011, 59% in 2010 and 55% in 2009. Noninterest expense for 2011 included $1.7 billion of Wachovia merger-related integration expense, compared with $1.9 billion in 2010 and $895 million in 2009.

Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31,

(in millions)	2011	% of revenue	2010	% of revenue	2009	% of revenue

Interest income
Trading assets	$1,463	2%	$1,121	1%	$944	1%
Securities available for sale	9,107	11	10,236	12	11,941	13
Mortgages held for sale (MHFS)	1,644	2	1,736	2	1,930	2
Loans held for sale (LHFS)	58	—	101	—	183	—
Loans	37,302	46	39,808	47	41,659	48
Other interest income	548	1	437	1	336	—

Total interest income	50,122	62	53,439	63	56,993	64

Interest expense
Deposits	2,275	3	2,832	3	3,774	4
Short-term borrowings	94	—	106	—	231	—
Long-term debt	3,978	5	4,888	6	5,786	7
Other interest expense	316	—	227	—	172	—

Total interest expense	6,663	8	8,053	9	9,963	11

Net interest income (on a taxable-equivalent basis)	43,459	54	45,386	54	47,030	53

Taxable-equivalent adjustment	(696)	(1)	(629)	(1)	(706)	(1)

Net interest income (A)	42,763	53	44,757	53	46,324	52
Noninterest income
Service charges on deposit accounts	4,280	5	4,916	6	5,741	6
Trust and investment fees (1)	11,304	14	10,934	12	9,735	11
Card fees	3,653	5	3,652	4	3,683	4
Other fees (1)	4,193	5	3,990	5	3,804	4
Mortgage banking (1)	7,832	10	9,737	11	12,028	15
Insurance	1,960	2	2,126	2	2,126	2
Net gains from trading activities	1,014	1	1,648	2	2,674	3
Net gains (losses) on debt securities available for sale	54	—	(324)	—	(127)	—
Net gains from equity investments	1,482	2	779	1	185	—
Operating leases	524	1	815	1	685	1
Other	1,889	2	2,180	3	1,828	2

Total noninterest income (B)	38,185	47	40,453	47	42,362	48

Noninterest expense
Salaries	14,462	18	13,869	16	13,757	15
Commission and incentive compensation	8,857	11	8,692	10	8,021	9
Employee benefits	4,348	5	4,651	5	4,689	5
Equipment	2,283	3	2,636	3	2,506	3
Net occupancy	3,011	4	3,030	4	3,127	4
Core deposit and other intangibles	1,880	2	2,199	3	2,577	3
FDIC and other deposit assessments	1,266	2	1,197	1	1,849	2
Other (2)	13,286	16	14,182	17	12,494	14

Total noninterest expense	49,393	61	50,456	59	49,020	55

Revenue (A) + (B)	$80,948		$85,210		$88,686

(1)	See Table 7 – Noninterest Income in this Report for additional detail.
(2)	See Table 8 – Noninterest Expense in this Report for additional detail.

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

Net interest income and the net interest margin are significantly influenced by the mix and overall size of our earning asset portfolio and the cost of funding those assets. In addition, some sources of interest income, such as loan prepayment fees and collection of interest on nonaccrual loans, can vary from period to period. Net interest income on a taxable-equivalent basis was $43.5 billion in 2011, compared with $45.4 billion in 2010 and $47.0 billion in 2009. The net interest margin was 3.94% in 2011, down 32 basis points from 4.26% in 2010 and down 34 basis points from 4.28% in 2009. The decline in net interest income and the net interest margin was largely due to repricing of the balance sheet as higher-yielding loan and security runoff was partially offset by new loans, investment portfolio purchases and growth in short-term investments. The decline in earning asset income was mitigated by a reduction in funding costs resulting from disciplined deposit pricing, debt maturities, and redemptions of higher cost trust preferred securities.

Table 4 presents the components of earning assets and funding sources as a percentage of earning assets and provides an analysis of year-over-year changes that influenced net interest income.

Soft consumer loan demand and the impact of liquidating certain loan portfolios reduced average loans in 2011 to 69% of average earning assets compared with 72% in 2010. Average short-term investments and trading account assets were 12% of earning assets in 2011 up from 9% in 2010.

Core deposits are an important low-cost source of funding and affect both net interest income and the net interest margin. Core deposits include noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). Average core deposits rose to $826.7 billion in 2011 from $772.0 billion in 2010 and funded 109% and 100% of average loans, respectively. Average core deposits increased to 75% of average earning assets in 2011, compared with 73% a year ago. The cost of these deposits declined significantly as the mix shifted from higher cost certificates of deposit to checking and savings products, which were also at lower yields relative to 2010. About 91% of our average core deposits are in checking and savings deposits, one of the highest percentages in the industry.

Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2011, are analyzed in Table 6.

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earning Assets

	Year ended December 31,

	2011		2010
(in millions)	Average balance	% of earning assets	Average balance	% of earning assets

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$87,186	8%	$62,961	6%
Trading assets	39,737	4	29,920	3
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	5,503	–	1,870	–
Securities of U.S. states and political subdivisions	24,035	2	16,089	2
Mortgage-backed securities:
Federal agencies	74,665	7	71,953	7
Residential and commercial	31,902	3	31,815	3

Total mortgage-backed securities	106,567	10	103,768	10
Other debt securities (1)	38,625	4	32,611	3

Total debt securities available for sale (1)	174,730	16	154,338	15
Mortgages held for sale (2)	37,232	3	36,716	3
Loans held for sale (2)	1,104	–	3,773	–
Loans:
Commercial:
Commercial and industrial	157,608	15	149,576	14
Real estate mortgage	102,236	9	98,497	9
Real estate construction	21,592	2	31,286	3
Lease financing	12,944	1	13,451	1
Foreign	36,768	3	29,726	3

Total commercial	331,148	30	322,536	30

Consumer:
Real estate 1-4 family first mortgage	226,980	21	235,568	22
Real estate 1-4 family junior lien mortgage	90,705	8	101,537	10
Credit card	21,463	2	22,375	2
Other revolving credit and installment	86,848	8	88,585	8

Total consumer	425,996	39	448,065	42

Total loans (2)	757,144	69	770,601	72
Other	4,929	–	5,849	1

Total earning assets	$1,102,062	100%	$1,064,158	100%

Funding sources
Deposits:
Interest-bearing checking	$47,705	4%	$60,941	6%
Market rate and other savings	464,450	42	416,877	39
Savings certificates	69,711	6	87,133	8
Other time deposits	13,126	1	14,654	1
Deposits in foreign offices	61,566	6	55,097	5

Total interest-bearing deposits	656,558	59	634,702	59
Short-term borrowings	51,781	5	46,824	4
Long-term debt	141,079	13	185,426	18
Other liabilities	10,955	1	6,863	1

Total interest-bearing liabilities	860,373	78	873,815	82
Portion of noninterest-bearing funding sources	241,689	22	190,343	18

Total funding sources	$1,102,062	100%	$1,064,158	100%

Noninterest-earning assets
Cash and due from banks	$17,388		17,618
Goodwill	24,904		24,824
Other	125,911		120,338

Total noninterest-earning assets	$168,203		162,780

Noninterest-bearing funding sources
Deposits	$215,242		183,008
Other liabilities	57,399		47,877
Total equity	137,251		122,238
Noninterest-bearing funding sources used to fund earning assets	(241,689)		(190,343)

Net noninterest-bearing funding sources	$168,203		162,780

Total assets	$1,270,265		1,226,938

(1)	Includes certain preferred securities.
(2)	Nonaccrual loans are included in their respective loan categories.

Earnings Performance (continued)

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)(3)

	2011			2010

(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$87,186	0.40%	$345	62,961	0.36%	$230
Trading assets	39,737	3.68	1,463	29,920	3.75	1,121
Securities available for sale (4):
Securities of U.S. Treasury and federal agencies	5,503	1.25	69	1,870	3.24	61
Securities of U.S. states and political subdivisions	24,035	5.09	1,223	16,089	6.09	980
Mortgage-backed securities:
Federal agencies	74,665	4.36	3,257	71,953	5.14	3,697
Residential and commercial	31,902	8.20	2,617	31,815	10.67	3,396

Total mortgage-backed securities	106,567	5.51	5,874	103,768	6.84	7,093
Other debt and equity securities	38,625	5.03	1,941	32,611	6.45	2,102

Total securities available for sale	174,730	5.21	9,107	154,338	6.63	10,236
Mortgages held for sale (5)	37,232	4.42	1,644	36,716	4.73	1,736
Loans held for sale (5)	1,104	5.25	58	3,773	2.67	101
Loans:
Commercial:
Commercial and industrial	157,608	4.37	6,894	149,576	4.80	7,186
Real estate mortgage	102,236	4.07	4,163	98,497	3.89	3,836
Real estate construction	21,592	4.88	1,055	31,286	3.36	1,051
Lease financing	12,944	7.54	976	13,451	9.21	1,239
Foreign	36,768	2.56	941	29,726	3.49	1,037

Total commercial	331,148	4.24	14,029	322,536	4.45	14,349

Consumer:
Real estate 1-4 family first mortgage	226,980	4.89	11,090	235,568	5.18	12,206
Real estate 1-4 family junior lien mortgage	90,705	4.33	3,926	101,537	4.45	4,519
Credit card	21,463	13.02	2,794	22,375	13.35	2,987
Other revolving credit and installment	86,848	6.29	5,463	88,585	6.49	5,747

Total consumer	425,996	5.46	23,273	448,065	5.68	25,459

Total loans (5)	757,144	4.93	37,302	770,601	5.17	39,808
Other	4,929	4.12	203	5,849	3.56	207

Total earning assets	$1,102,062	4.55%	$50,122	1,064,158	5.02%	$53,439

Funding sources
Deposits:
Interest-bearing checking	$47,705	0.08%	$40	60,941	0.12%	$72
Market rate and other savings	464,450	0.18	836	416,877	0.26	1,088
Savings certificates	69,711	1.43	995	87,133	1.43	1,247
Other time deposits	13,126	2.04	268	14,654	2.07	302
Deposits in foreign offices	61,566	0.22	136	55,097	0.22	123

Total interest-bearing deposits	656,558	0.35	2,275	634,702	0.45	2,832
Short-term borrowings	51,781	0.18	94	46,824	0.22	106
Long-term debt	141,079	2.82	3,978	185,426	2.64	4,888
Other liabilities	10,955	2.88	316	6,863	3.31	227

Total interest-bearing liabilities	860,373	0.77	6,663	873,815	0.92	8,053
Portion of noninterest-bearing funding sources	241,689	–	–	190,343	–	–

Total funding sources	$1,102,062	0.61	6,663	1,064,158	0.76	8,053

Net interest margin and net interest income on a taxable-equivalent basis (6)		3.94%	$43,459		4.26%	$45,386

Noninterest-earning assets
Cash and due from banks	$17,388			17,618
Goodwill	24,904			24,824
Other	125,911			120,338

Total noninterest-earning assets	$168,203			162,780

Noninterest-bearing funding sources
Deposits	$215,242			183,008
Other liabilities	57,399			47,877
Total equity	137,251			122,238
Noninterest-bearing funding sources used to fund earning assets	(241,689)			(190,343)

Net noninterest-bearing funding sources	$168,203			162,780

Total assets	$1,270,265			1,226,938

(1)	Because the Wachovia acquisition was completed at the end of 2008, Wachovia’s assets and liabilities are included in average balances, and Wachovia’s results are reflected in interest income/expense beginning in 2009.
(2)	Our average prime rate was 3.25%, 3.25%, 3.25%, 5.09%, and 8.05% for 2011, 2010, 2009, 2008, and 2007, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.34%, 0.34%, 0.69%, 2.93%, and 5.30% for the same years, respectively.
(3)	Yields/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(4)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost and the previously reported average balance amounts for all periods prior to 2011 have been changed to amortized cost, the basis used to determine yields for those periods.

2009			2008			2007
Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

$26,869	0.56%	$150	5,293	1.71%	$90	4,468	4.99%	$223
21,092	4.48	944	4,971	3.80	189	4,291	4.37	188

2,436	2.83	69	1,065	3.84	41	851	4.26	36
13,098	6.42	840	7,329	6.83	501	4,643	7.37	342

84,295	5.45	4,591	43,968	5.97	2,623	38,181	6.10	2,328
45,672	9.09	4,150	23,357	6.04	1,412	6,524	6.12	399

129,967	6.73	8,741	67,325	5.99	4,035	44,705	6.10	2,727
32,022	7.16	2,291	13,956	7.17	1,000	6,343	7.52	477

177,523	6.73	11,941	89,675	6.22	5,577	56,542	6.34	3,582
37,416	5.16	1,930	25,656	6.13	1,573	33,066	6.50	2,150
6,293	2.90	183	837	5.69	48	896	7.76	70

180,924	4.22	7,643	98,620	6.12	6,034	77,965	8.17	6,367
96,273	3.50	3,365	41,659	5.80	2,416	32,722	7.38	2,414
40,885	2.91	1,190	19,453	5.08	988	16,934	7.80	1,321
14,751	9.32	1,375	7,141	5.62	401	5,921	5.84	346
30,661	3.95	1,212	7,127	10.50	748	7,321	11.68	855

363,494	4.07	14,785	174,000	6.08	10,587	140,863	8.02	11,303

238,359	5.45	12,992	75,116	6.67	5,008	61,527	7.25	4,463
106,957	4.76	5,089	75,375	6.55	4,934	72,075	8.12	5,851
23,357	12.16	2,841	19,601	12.13	2,378	15,874	13.58	2,155
90,666	6.56	5,952	54,368	8.72	4,744	54,436	9.71	5,285

459,339	5.85	26,874	224,460	7.60	17,064	203,912	8.71	17,754

822,833	5.06	41,659	398,460	6.94	27,651	344,775	8.43	29,057
6,113	3.05	186	1,920	4.73	91	1,402	5.07	71

$1,098,139	5.19%	$56,993	526,812	6.69%	$35,219	445,440	7.93%	$35,341

$70,179	0.14%	$100	5,650	1.12%	$64	5,057	3.16%	$160
351,892	0.39	1,375	166,691	1.32	2,195	147,939	2.78	4,105
140,197	1.24	1,738	39,481	3.08	1,215	40,484	4.38	1,773
20,459	2.03	415	6,656	2.83	187	8,937	4.87	435
53,166	0.27	146	47,578	1.81	860	36,761	4.57	1,679

635,893	0.59	3,774	266,056	1.70	4,521	239,178	3.41	8,152
51,972	0.44	231	65,826	2.25	1,478	25,854	4.81	1,245
231,801	2.50	5,786	102,283	3.70	3,789	93,193	5.18	4,824
4,904	3.50	172	–	–	–	–	–	–

924,570	1.08	9,963	434,165	2.25	9,788	358,225	3.97	14,221
173,569	–	–	92,647	–	–	87,215	–	–

$1,098,139	0.91	9,963	526,812	1.86	9,788	445,440	3.19	14,221

	4.28%	$47,030		4.83%	$25,431		4.74%	$21,120

$19,218			11,175			11,806
23,997			13,353			11,957
121,000			53,056			51,549

$164,215			77,584			75,312

$171,712			87,820			88,907
48,193			28,658			26,287
117,879			53,753			47,333
(173,569)			(92,647)			(87,215)

$164,215			77,584			75,312

$1,262,354			604,396			520,752

(5)	Nonaccrual loans and related income are included in their respective loan categories.
(6)	Includes taxable-equivalent adjustments of $696 million, $629 million, $706 million, $288 million and $146 million for 2011, 2010, 2009, 2008 and 2007, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

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

Table 6: Analysis of Changes in Net Interest Income

	Year ended December 31,

	2011 over 2010			2010 over 2009

(in millions)	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$89	26	115	148	(68)	80
Trading assets	363	(21)	342	349	(172)	177
Debt securities available for sale (1):
Securities of U.S. Treasury and federal agencies	62	(54)	8	(2)	(6)	(8)
Securities of U.S. states and political subdivisions	424	(181)	243	338	(198)	140
Mortgage-backed securities:
Federal agencies	135	(575)	(440)	(114)	(780)	(894)
Residential and commercial	9	(788)	(779)	(176)	(578)	(754)

Total mortgage-backed securities	144	(1,363)	(1,219)	(290)	(1,358)	(1,648)
Other debt securities	349	(510)	(161)	79	(268)	(189)

Total debt securities available for sale	979	(2,108)	(1,129)	125	(1,830)	(1,705)
Mortgages held for sale	24	(116)	(92)	(35)	(159)	(194)
Loans held for sale	(100)	57	(43)	(69)	(13)	(82)
Loans:
Commercial:
Commercial and industrial	373	(665)	(292)	(1,425)	968	(457)
Real estate mortgage	147	180	327	81	390	471
Real estate construction	(385)	389	4	(306)	167	(139)
Lease financing	(45)	(218)	(263)	(120)	(16)	(136)
Foreign	215	(311)	(96)	(36)	(139)	(175)

Total commercial	305	(625)	(320)	(1,806)	1,370	(436)

Consumer:
Real estate 1-4 family first mortgage	(440)	(676)	(1,116)	(150)	(636)	(786)
Real estate 1-4 family junior lien mortgage	(473)	(120)	(593)	(249)	(321)	(570)
Credit card	(120)	(73)	(193)	(123)	269	146
Other revolving credit and installment	(111)	(173)	(284)	(140)	(65)	(205)

Total consumer	(1,144)	(1,042)	(2,186)	(662)	(753)	(1,415)

Total loans	(839)	(1,667)	(2,506)	(2,468)	617	(1,851)

Other	(35)	31	(4)	(8)	29	21

Total increase (decrease) in interest income	481	(3,798)	(3,317)	(1,958)	(1,596)	(3,554)

Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	(13)	(19)	(32)	(13)	(15)	(28)
Market rate and other savings	112	(364)	(252)	224	(511)	(287)
Savings certificates	(252)	–	(252)	(729)	238	(491)
Other time deposits	(30)	(4)	(34)	(121)	8	(113)
Deposits in foreign offices	13	–	13	5	(28)	(23)

Total interest-bearing deposits	(170)	(387)	(557)	(634)	(308)	(942)
Short-term borrowings	9	(21)	(12)	(21)	(104)	(125)
Long-term debt	(1,227)	317	(910)	(1,209)	311	(898)
Other liabilities	122	(33)	89	65	(10)	55

Total increase (decrease) in interest expense	(1,266)	(124)	(1,390)	(1,799)	(111)	(1,910)

Increase (decrease) in net interest income on a taxable-equivalent basis	$1,747	(3,674)	(1,927)	(159)	(1,485)	(1,644)

(1)	Volume and rate amounts for 2010 over 2009 have been revised to reflect the use of amortized cost as the basis for calculating the change between periods.

Noninterest Income

Table 7: Noninterest Income

	Year ended December 31,

(in millions)	2011	2010	2009

Service charges on deposit accounts	$4,280	4,916	5,741
Trust and investment fees:
Trust, investment and IRA fees	4,099	4,038	3,588
Commissions and all other fees	7,205	6,896	6,147

Total trust and investment fees	11,304	10,934	9,735

Card fees	3,653	3,652	3,683
Other fees:
Cash network fees	389	260	231
Charges and fees on loans	1,641	1,690	1,801
Processing and all other fees	2,163	2,040	1,772

Total other fees	4,193	3,990	3,804

Mortgage banking:
Servicing income, net	3,266	3,340	5,791
Net gains on mortgage loan origination/sales activities	4,566	6,397	6,237

Total mortgage banking	7,832	9,737	12,028

Insurance	1,960	2,126	2,126
Net gains from trading activities	1,014	1,648	2,674
Net gains (losses) on debt securities available for sale	54	(324)	(127)
Net gains from equity investments	1,482	779	185
Operating leases	524	815	685
All other	1,889	2,180	1,828

Total	$38,185	40,453	42,362

Noninterest income of $38.2 billion represented 47% of revenue for 2011 compared with $40.5 billion, or 47%, for 2010. The decrease in noninterest income from 2010 was due largely to lower service charges on deposit accounts, lower net gains on mortgage loan origination/sales activities and lower net gains from trading activities.

Our service charges on deposit accounts decreased in 2011 by $636 million, or 13% from 2010, predominantly due to changes implemented in third quarter 2010 mandated by Regulation E (which limited certain overdraft fees) and related overdraft policy changes.

We earn trust, investment and IRA (Individual Retirement Account) fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. At December 31, 2011, these assets totaled $2.2 trillion, up 5% from $2.1 trillion at December 31, 2010. Trust, investment and IRA fees are largely based on a tiered scale relative to the market value of the assets under management or administration. These fees increased to $4.1 billion in 2011 from $4.0 billion in 2010.

We receive commissions and other fees for providing services to full-service and discount brokerage customers as well as from investment banking activities including equity and bond underwriting. These fees increased to $7.2 billion in 2011 from $6.9 billion in 2010. Our commission and other fees include transactional commissions, which are based on the number of transactions executed at the customer’s direction, and asset-based fees, which are based on the market value of the customer’s assets. Brokerage client assets totaled $1.1 trillion and $1.2 trillion at December 31, 2011 and 2010, respectively.

Card fees were $3.7 billion in 2011, essentially flat from 2010. Legislative and regulatory changes enacted in 2010 led to a reduction in card fee income, which was offset by growth in purchase volume and new accounts growth. The final Federal Reserve Board (FRB) rules implementing the Durbin Amendment to the Dodd-Frank Act became effective in October 2011, placing limits on debit card interchange fees. As a result, debit card interchange fees were reduced by $365 million during fourth quarter 2011 as compared to fees that would have been earned without the limits. We currently expect future volume, product or account changes may over time mitigate at least half of the earnings reduction resulting from the FRB’s debit card interchange rules.

Mortgage banking noninterest income, consisting of net servicing income and net gains on loan origination/sales activities, totaled $7.8 billion in 2011, compared with $9.7 billion in 2010. The reduction in mortgage banking noninterest income was primarily driven by a decline in net gains on mortgage loan origination/sales activities as discussed below.

Net mortgage loan servicing income includes both changes in the fair value of MSRs during the period as well as changes in the value of derivatives (economic hedges) used to hedge the MSRs. Net servicing income for 2011 included a $1.6 billion net MSR valuation gain ($3.7 billion decrease in the fair value of the MSRs offset by a $5.3 billion hedge gain) and for 2010 included a $1.5 billion net MSR valuation gain ($3.0 billion decrease in the fair value of MSRs offset by a $4.5 billion hedge gain). See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section of this Report for additional information regarding our MSRs risks and hedging approach. The valuation of our MSRs at the end of 2011 reflected our assessment of expected future levels in servicing and foreclosure costs. See the “Risk Management – Credit Risk Management – Risks Relating to Servicing Activities” section in this Report for information on the regulatory consent orders. Our portfolio of loans serviced for others was $1.85 trillion at December 31, 2011, and $1.84 trillion at December 31, 2010. At December 31, 2011, the ratio of MSRs to related loans serviced for others was 0.76%, compared with 0.86% at December 31, 2010.

Income from loan origination/sale activities was $4.6 billion in 2011 compared with $6.4 billion in 2010. The decrease in 2011 was driven by lower loan origination volume and margins on loan originations, partially offset by lower provision for mortgage loan repurchase losses. Residential real estate originations were $357 billion in 2011, compared with $386 billion a year ago, and mortgage applications were $537 billion in 2011, compared with $620 billion in 2010. The 1-4 family first mortgage unclosed pipeline was $72 billion at December 31, 2011, and $73 billion at December 31, 2010. For additional information, see the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section and Note 1 (Summary of Significant Accounting Policies), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Earnings Performance (continued)

Net gains on mortgage loan origination/sales activities include the cost of any additions to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties, and early payment default clauses in mortgage sale contracts. Additions to the mortgage repurchase liability that were charged against net gains on mortgage loan origination/sales activities during 2011 totaled $1.3 billion (compared with $1.6 billion for 2010), of which $1.2 billion ($1.5 billion for 2010) was for subsequent increases in estimated losses on prior year’s loan sales. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Net gains from trading activities, which reflect unrealized changes in fair value of our trading positions and realized gains and losses, were $1.0 billion in 2011 and $1.6 billion in 2010. The year-over-year decrease was driven by challenging market conditions, including sovereign debt concerns, which pressured credit spreads, reduced prices on financial assets and limited new issue origination and trading opportunities. The decline also reflects a loss of $377 million in 2011 relating to our resolution of a legacy Wachovia position. Net gains from trading activities do not include interest income and other fees earned from related activities. Those amounts are reported within interest income from trading assets and other noninterest income, respectively, in the income statement. Net gains from trading activities are primarily from trading conducted on behalf of or driven by the needs of our customers (customer accommodation trading) and also include the results of certain economic hedging and proprietary trading activity. Net gains (losses) from proprietary trading were a $14 million net loss in 2011 and a $22 million net gain in 2010. Proprietary trading results also included interest and fees reported in their corresponding income statement line items. Proprietary trading activities are not significant to our client-focused business model. Our trading activities, customer accommodation, economic hedging and proprietary trading are further discussed in the “Asset/Liability Management – Market Risk – Trading Activities” section in this Report.

Net gains on debt and equity securities totaled $1.5 billion for 2011 and $455 million for 2010, after other-than-temporary impairment (OTTI) write downs of $711 million for 2011 and $940 million for 2010. Included in net gains on debt and equity securities for 2011 was a $271 million gain related to a legacy Wachovia position, due to redemption of our interest in an investment fund. Other income in 2011 also included a $153 million gain on the sale of our H.D. Vest Financial Services business.

Noninterest Expense

Table 8: Noninterest Expense

	Year ended December 31,

(in millions)	2011	2010	2009

Salaries	$14,462	13,869	13,757
Commission and incentive compensation	8,857	8,692	8,021
Employee benefits	4,348	4,651	4,689
Equipment	2,283	2,636	2,506
Net occupancy	3,011	3,030	3,127
Core deposit and other intangibles	1,880	2,199	2,577
FDIC and other deposit assessments	1,266	1,197	1,849
Outside professional services	2,692	2,370	1,982
Contract services	1,407	1,642	1,088
Foreclosed assets	1,354	1,537	1,071
Operating losses	1,261	1,258	875
Postage, stationery and supplies	942	944	933
Outside data processing	935	1,046	1,027
Travel and entertainment	821	783	575
Advertising and promotion	607	630	572
Telecommunications	523	596	610
Insurance	515	464	845
Operating leases	112	109	227
All other	2,117	2,803	2,689

Total	$49,393	50,456	49,020

Noninterest expense was $49.4 billion in 2011, down 2% from $50.5 billion in 2010, driven by lower merger integration costs, which also contributed to decreases in equipment expense ($2.3 billion, down from $2.6 billion in 2010), lower contract services expense ($1.4 billion, down from $1.6 billion in 2010) and lower foreclosed asset expense ($1.4 billion, down from $1.5 billion in 2010). The increase in 2010 over 2009 was predominantly due to merger integration costs, Wells Fargo Financial restructuring costs and a $400 million charitable donation to the Wells Fargo Foundation.

Personnel-related expenses were up 2% in 2011 compared with 2010, primarily due to higher revenues generated by businesses with revenue-based compensation, including the retail securities brokerage and mortgage businesses, and severance expense related to our expense initiative.

Outside professional services included increased investments by our businesses in 2011 in their service delivery systems and approximately $100 million of higher costs associated with the mortgage servicing regulatory consent orders.

Merger integration costs totaled $1.7 billion in 2011 and $1.9 billion in 2010. The integration of Wachovia remained on track, and with the successful North Carolina conversion in October 2011, all retail banking store conversions are complete. Remaining integration activities are expected to be concluded by first quarter 2012.

We continue to target $11 billion of noninterest expense for fourth quarter 2012. However, we currently expect first quarter 2012 expenses to remain elevated driven by seasonally higher personnel expenses and our final quarter of Wachovia integration expenses, partially offset by continued gains from efficiency and cost save initiatives.

Income Tax Expense

The 2011 annual effective tax rate was 31.9% compared with 33.9% in 2010 and 30.3% in 2009. The lower effective tax rate for 2011 reflected tax benefits from the realization for tax purposes of a previously written down investment, a decrease in tax expense associated with leveraged leases, as well as tax benefits related to charitable donations of appreciated securities.

Earnings Performance (continued)

Operating Segment Results

We are organized for management reporting purposes into three operating segments: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. These segments are defined by product type and customer segment and their results are based on our management accounting process, for which there is no comprehensive, authoritative financial accounting guidance equivalent to generally accepted accounting principles (GAAP). In fourth quarter 2010, we aligned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. In first quarter 2011, we realigned a private equity business into Wholesale Banking from Community Banking. Prior periods have been revised to reflect these changes. Table 9 and the following discussion present our results by operating segment. For a more complete description of our operating segments, including additional financial information and the underlying management accounting process, see Note 24 (Operating Segments) to Financial Statements in this Report.

Table 9: Operating Segment Results – Highlights

	Year ended December 31,

(in billions)	Community Banking		Wholesale Banking		Wealth, Brokerage and Retirement

	2011	2010	2011	2010	2011	2010

Revenue	$50.7	54.5	21.7	22.4	12.2	11.7
Net income	9.1	7.0	7.0	5.9	1.3	1.0

Average loans	498.1	530.1	249.1	230.5	43.0	43.0
Average core deposits	556.2	536.4	202.1	170.0	130.4	121.2

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Mortgage business units.

Community Banking reported net income of $9.1 billion and revenue of $50.7 billion in 2011. Revenue decreased $3.8 billion, or 7%, from 2010 due to reduced mortgage banking income, lower yields on investment securities and expected reductions in the non-strategic and liquidating loan portfolios, partially offset by long-term debt run-off and lower deposit costs. Net interest income decreased $2.3 billion, or 7%, from 2010, mostly due to lower average loans (down $32.0 billion from 2010) as a result of planned run-off in the non-strategic and liquidating loan portfolios (including home equity and Pick-A-Pay), loan repricing at lower rates, and lower yields on our investment securities. This decline in interest income was mitigated by long-term debt run-off and continued low funding costs. Average core deposits increased $19.8 billion, or 4%, from 2010, as growth in liquid deposits more than offset maturities of higher yielding certificates of deposit. The number of consumer checking accounts grew 3.2% from December 31, 2010. Noninterest income decreased $1.5 billion, or 7%, from 2010, mainly due to lower volume-related mortgage banking income and lower deposit service charges as a result of the third quarter 2010 implementation of Regulation E, partially offset by lower other than temporary impairments. Noninterest expense decreased $837 million, or 3%, from 2010, due to reduced expenses across most categories, as well as a 2010 charitable donation expense of $400 million. The provision for credit losses decreased $5.8 billion from 2010 as credit quality in most of our consumer and business loan portfolios continued to improve. Charge-offs decreased $4.8 billion from 2010, reflecting improvement primarily in the home equity, credit card, and small business lending portfolios. Additionally, we released $2.4 billion of allowance for credit losses in 2011, compared with $1.4 billion released in 2010.

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

Wholesale Banking reported net income of $7.0 billion in 2011, up $1.1 billion, or 19%, from $5.9 billion in 2010. Average loans of $249.1 billion increased $18.6 billion, or 8%, driven by strong demand from both our domestic and international customers. Average core deposits of $202.1 billion in 2011 increased $32.1 billion, or 19%, from 2010 reflecting continued strong customer liquidity.

The year over year increase in net income was the result of a decrease in the provision for credit losses and noninterest expenses, which more than offset a decrease in revenue. Revenue decreased $759 million, or 3%, from 2010, as broad-based growth among many businesses, including strong loan and deposit growth, was offset by lower PCI resolutions revenue, lower sales and trading revenue, and lower crop insurance revenue.

Total noninterest expense in 2011 decreased $75 million compared with 2010 as lower operating losses and foreclosed asset expenses were partially offset by higher personnel expense. The provision for credit losses declined $2.0 billion from 2010, and reflected a $1.6 billion improvement in net credit losses along with a $950 million allowance release (compared with a $561 million release in 2010).

Wholesale Banking’s 2011 financial results benefited from loan portfolio acquisitions and strong borrowing demand across all customers segments, with most lending areas experiencing double-digit rates of growth in loans outstandings, including in Asset Backed Finance, Capital Finance, Commercial Banking, Commercial Real Estate, Government and Institutional Banking, International, and Real Estate Capital Markets.

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Family Wealth (which will be rebranded as Abbot Downing, a Wells Fargo Business, in April 2012) meets the unique needs of ultra high net worth customers. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Wealth, Brokerage and Retirement reported net income of $1.3 billion in 2011, up $283 million, or 28%, from 2010. Revenue increased $458 million, or 4%, from 2010, as net interest income increased $148 million, or 5%, and noninterest income increased $310 million, or 3%, from 2010. Net interest income increased due to higher investment income and the impact of deposit balance growth. Average core deposits of $130.4 billion in 2011 increased 8% from 2010. Noninterest income increased as higher asset-based fees and a gain on the sale of the H.D. Vest Financial Services business exceeded losses on deferred compensation plan investments (offset in expense) and lower brokerage transaction revenue. Noninterest expense increased $167 million, or 2%, from 2010, primarily due to growth in personnel cost largely due to higher broker commissions driven by increased production levels, as well as increases in other incentive compensation, offset by lower deferred compensation. The provision for credit losses decreased $164 million, or 49%, from 2010, due to lower net charge-offs.

Balance Sheet Analysis

During 2011, our total assets grew 4%, funded by core deposit growth of 9% and internal capital generation, partially offset by a reduction in our long-term borrowings. Our total loans and core deposits at December 31, 2011, were up from the previous year. At December 31, 2011, core deposits totaled 113% of the loan portfolio, and we have the capacity to add higher yielding earning assets to generate future revenue and earnings growth. The strength of our business model produced record earnings and high rates of internal capital generation as reflected in our improved capital ratios. Tier 1 capital increased to 11.33% as a percentage of total risk-weighted assets, and Tier 1 common equity to 9.46% at December 31, 2011, up from 11.16% and

8.30%, respectively, at December 31, 2010. Total capital was 14.76% and Tier 1 leverage was 9.03%, compared with 15.01% and 9.19%, respectively, at December 2010. For additional information about our capital requirements, see Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

The following discussion provides additional information about the major components of our balance sheet. Information about changes in our asset mix and about our capital is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections of this Report.

Securities Available for Sale

Table 10: Securities Available for Sale – Summary

					December 31,

	2011			2010

(in millions)	Cost	Net unrealized gain	Fair value	Cost	Net unrealized gain	Fair value

Debt securities available for sale	$212,642	6,554	219,196	160,071	7,394	167,465
Marketable equity securities	2,929	488	3,417	4,258	931	5,189

Total securities available for sale	$215,571	7,042	222,613	164,329	8,325	172,654

        Table 10 presents a summary of our securities available-for-sale portfolio. Securities available for sale consist of both debt and marketable equity securities. We hold debt securities available for sale primarily for liquidity, interest rate risk management and long-term yield enhancement. Accordingly, this portfolio consists primarily of liquid, high-quality federal agency debt and privately issued mortgage-backed securities (MBS). The total net unrealized gains on securities available for sale were $7.0 billion at December 31, 2011, down from net unrealized gains of $8.3 billion at December 31, 2010, primarily due to gains realized from sales partially offset by slight widening of credit spreads in some asset classes.

Balance Sheet Analysis (continued)

We analyze securities for OTTI quarterly, or more often if a potential loss-triggering event occurs. Of the $711 million OTTI write-downs recognized in 2011, $423 million related to debt securities. There were $118 million in OTTI write-downs for marketable equity securities and $170 million in OTTI write-downs related to nonmarketable equity securities. For a discussion of our OTTI accounting policies and underlying considerations and analysis see Note 1 (Summary of Significant Accounting Policies – Securities) and Note 5 (Securities Available for Sale) to Financial Statements in this Report.

At December 31, 2011, debt securities available for sale included $32.6 billion of municipal bonds, of which 78% were rated “A-” or better, based on external and, in some cases, internal ratings. Additionally, some of these bonds are guaranteed against loss by bond insurers. These guaranteed bonds are predominantly investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. Our municipal bond holdings continue to be monitored as part of our ongoing impairment analysis of our securities available for sale.

The weighted-average expected maturity of debt securities available for sale was 4.9 years at December 31, 2011. Because 61% of this portfolio is MBS, the expected remaining maturity may differ from contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effect of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available for sale are shown in Table 11.

Table 11: Mortgage-Backed Securities

(in billions)	Fair value	Net unrealized gain (loss)	Expected remaining maturity (in years)

At December 31, 2011
Actual	$132.7	5.6	3.8
Assuming a 200 basis point:
Increase in interest rates	122.6	(4.5)	5.2
Decrease in interest rates	137.4	10.3	3.1

See Note 5 (Securities Available for Sale) to Financial Statements in this Report for securities available for sale by security type.

Loan Portfolio

Total loans were $769.6 billion at December 31, 2011, up $12.4 billion from December 31, 2010. Table 12 provides a summarized breakdown by loan portfolio. Increased balances in many commercial loan portfolios more than offset the continued reduction in the non-strategic and liquidating loan portfolios, which have declined $21.0 billion since December 31, 2010, as well as the soft demand in consumer loans in response to economic conditions. Additional information on the non-strategic and liquidating loan portfolios is included in Table 17 in the “Credit Risk Management” section of this Report.

Many loan portfolios had double-digit year-over-year loan growth in average balances, including government and institutional banking, asset-backed finance, capital finance, commercial banking, commercial real estate, international and real estate capital markets. Included in the growth of loans from year end 2010 were loan purchases in 2011 with a period end balance of $3.6 billion of U.S.-based commercial real estate. Consumer loans include the consolidation of $5.6 billion of reverse mortgage loans previously sold.

Table 12: Loan Portfolios

	December 31,

(in millions)	2011	2010	2009	2008	2007

Commercial	$345,450	322,058	336,465	389,964	160,282
Consumer	424,181	435,209	446,305	474,866	221,913

Total loans	$769,631	757,267	782,770	864,830	382,195

A discussion of average loan balances and a comparative detail of average loan balances is included in Table 5 under “Earnings Performance – Net Interest Income” earlier in this Report. Year-end balances and other loan related information are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 13 shows contractual loan maturities for selected loan categories and sensitivities of those loans to changes in interest rates.

Table 13: Maturities for Selected Loan Categories

	December 31,

	2011				2010

(in millions)	Within one year	After one year through five years	After five years	Total	Within one year	After one year through five years	After five years	Total

Selected loan maturities:
Commercial and industrial	$44,258	101,273	21,685	167,216	39,576	90,497	21,211	151,284
Real estate mortgage	22,537	54,201	29,237	105,975	27,544	44,627	27,264	99,435
Real estate construction	10,059	8,178	1,145	19,382	15,009	9,189	1,135	25,333
Foreign	35,258	3,142	1,360	39,760	25,087	5,508	2,317	32,912

Total selected loans	$112,112	166,794	53,427	332,333	107,216	149,821	51,927	308,964

Distribution of loans due after one year to changes in interest rates:
Loans at fixed interest rates		$19,319	13,712			29,886	14,543
Loans at floating/variable interest rates		147,475	39,715			119,935	37,384

Total selected loans		$166,794	53,427			149,821	51,927

Balance Sheet Analysis (continued)

Deposits

Deposits totaled $920.1 billion at December 31, 2011, compared with $847.9 billion at December 31, 2010. Table 14 provides additional detail regarding deposits. Comparative detail of average deposit balances is provided in Table 5 under

“Earnings Performance – Net Interest Income” earlier in this Report. Total core deposits were $872.6 billion at December 31, 2011, up $74.4 billion from $798.2 billion at December 31, 2010. We continued to gain new deposit customers and deepen our relationships with existing customers in 2011.

Table 14: Deposits

	December 31,

(in millions)	2011	% of total deposits	2010	% of total deposits	% Change

Noninterest-bearing	$243,961	26%	$191,231	23%	28
Interest-bearing checking	37,027	4	63,440	7	(42)
Market rate and other savings	485,534	53	431,883	51	12
Savings certificates	63,617	7	77,292	9	(18)
Foreign deposits (1)	42,490	5	34,346	4	24

Core deposits	872,629	95	798,192	94	9
Other time and savings deposits	20,745	2	19,412	2	7
Other foreign deposits	26,696	3	30,338	4	(12)

Total deposits	$920,070	100%	$847,942	100%	9

(1)	Reflects Eurodollar sweep balances included in core deposits.

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

For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees) to Financial Statements in this Report.

Contractual Obligations

In addition to the contractual commitments and arrangements previously described, which, depending on the nature of the obligation, may or may not require use of our resources, we enter into other contractual obligations in the ordinary course of business, including debt issuances for the funding of operations and leases for premises and equipment.

Table 15 summarizes these contractual obligations as of December 31, 2011, excluding obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 15: Contractual Obligations

(in millions)	Note(s) to Financial Statements	Less than 1 year	1-3 years	3-5 years	More than 5 years	Indeterminate maturity		Total

Contractual payments by period:
Deposits	11	$98,309	26,945	14,502	3,427	776,887	(1)	920,070
Long-term debt (2)	7, 13	18,605	25,080	26,689	54,980	–		125,354
Operating leases	7	1,319	2,291	1,589	3,239	–		8,438
Unrecognized income tax obligations	21	10	–	–	–	2,219		2,229
Commitments to purchase debt securities		17	1,010	–	–	–		1,027
Purchase and other obligations (3)		454	311	125	6	–		896

Total contractual obligations		$118,714	55,637	42,905	61,652	779,106		1,058,014

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.
(2)	Includes obligations under capital leases of $116 million.
(3)	Includes agreements to purchase goods or services and an annual minimum property tax obligation.

We are subject to the income tax laws of the U.S., its states and municipalities, and those of the foreign jurisdictions in which we operate. We have various unrecognized tax obligations related to these operations that may require future cash tax payments to various taxing authorities. Because of their uncertain nature, the expected timing and amounts of these payments generally are not reasonably estimable or determinable. We estimate the amount payable in the next 12 months based on the status of our tax examinations and settlement discussions. See Note 21 (Income Taxes) to Financial Statements in this Report for more information.

We enter into derivatives, which create contractual obligations, as part of our interest rate risk management process for our customers or for other trading activities. See the “Risk Management – Asset/Liability” section and Note 16 (Derivatives) to Financial Statements in this Report for more information.

Transactions with Related Parties

The Related Party Disclosures topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification) requires disclosure of material related-party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no material related-party transactions required to be reported for the years ended December 31, 2011, 2010 and 2009.

Risk Management

All financial institutions must manage and control a variety of business risks that can significantly affect their financial performance. Key among those are credit, asset/liability and market risk. The discussion that follows provides information on how we manage these risks.

Credit Risk Management

Table 16: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

	December 31,

(in millions)	2011	2010

Commercial:
Commercial and industrial	$167,216	151,284
Real estate mortgage	105,975	99,435
Real estate construction	19,382	25,333
Lease financing	13,117	13,094
Foreign (1)	39,760	32,912

Total commercial	345,450	322,058

Consumer:
Real estate 1-4 family first mortgage	228,894	230,235
Real estate 1-4 family junior lien mortgage	85,991	96,149
Credit card	22,836	22,260
Other revolving credit and installment	86,460	86,565

Total consumer	424,181	435,209

Total loans	$769,631	757,267

(1)	Substantially all of our foreign loan portfolio is commercial. Loans are classified as foreign if the borrower’s primary address is outside of the United States.

We employ various credit risk management and monitoring activities to mitigate risks associated with multiple risk factors affecting loans we hold, could acquire or originate including:

•	Loan concentrations and related credit quality
•	Counterparty credit risk
•	Economic and market conditions
•	Legislative or regulatory mandates
•	Changes in interest rates
•	Merger and acquisition activities
•	Reputation risk

Our credit risk management process is governed centrally, but provides for decentralized management and accountability by our lines of business. Our overall credit process includes comprehensive credit policies, disciplined credit underwriting, frequent and detailed risk measurement and modeling, extensive credit training programs, and a continual loan review and audit process. The Credit Committee of our Board of Directors (Board) receives reports from management, including our Chief Risk Officer and Chief Credit Officer, and its responsibilities include oversight of the administration and effectiveness of, and compliance with, our credit policies and the adequacy of the allowance for credit losses.

A key to our credit risk management is adherence to a well controlled underwriting process, which we believe is appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans.

Non-Strategic and Liquidating Loan Portfolios We continually evaluate and modify our credit policies to address appropriate levels of risk. We may designate certain portfolios and loan products as non-strategic or liquidating to cease their continued origination as we actively work to limit losses and reduce our exposures.

Table 17 identifies our non-strategic and liquidating loan portfolios. They consist primarily of the Pick-a-Pay mortgage portfolio and other PCI loans acquired from Wachovia as well as some portfolios from legacy Wells Fargo Home Equity and

Wells Fargo Financial. Effective first quarter 2011, we added our education finance government guaranteed loan portfolio to the non-strategic and liquidating loan portfolios as there is no longer a U.S. Government guaranteed student loan program available to private financial institutions pursuant to legislation in 2010. The outstanding balances on non-strategic and liquidating loan portfolios have decreased 41% since the merger with Wachovia at December 31, 2008, and decreased 16% from the end of 2010.

Table 17: Non-Strategic and Liquidating Loan Portfolios

	Outstanding balance December 31,

(in millions)	2011	2010	2009	2008

Commercial:
Legacy Wachovia commercial and industrial, CRE and foreign PCI loans (1)	$5,695	7,935	12,988	18,704

Total commercial	5,695	7,935	12,988	18,704

Consumer:
Pick-a-Pay mortgage (1)	65,652	74,815	85,238	95,315
Liquidating home equity	5,710	6,904	8,429	10,309
Legacy Wells Fargo Financial indirect auto	2,455	6,002	11,253	18,221
Legacy Wells Fargo Financial debt consolidation	16,542	19,020	22,364	25,299
Education Finance - government guaranteed (2)	15,376	17,510	21,150	20,465
Legacy Wachovia other PCI loans (1)	896	1,118	1,688	2,478

Total consumer	106,631	125,369	150,122	172,087

Total non-strategic and liquidating loan portfolios	$112,326	133,304	163,110	190,791

(1)	Net of purchase accounting adjustments related to PCI loans.
(2)	Effective first quarter 2011, we included our education finance government guaranteed loan portfolio as there is no longer a U.S. Government guaranteed student loan program available to private financial institutions, pursuant to legislation in 2010. Prior periods have been adjusted to reflect this change.

The Wells Fargo Financial debt consolidation portfolio included $1.1 billion of loans at December 31, 2011, that were considered prime based on secondary market standards, compared with $1.2 billion at December 31, 2010. The rest is non-prime but was originated with underwriting standards to reduce credit risk. Wells Fargo Financial ceased originating loans and leases through its indirect auto business channel by the end of 2008.

The home equity liquidating portfolio was designated in fourth quarter 2007 from loans generated through third party channels. This portfolio is discussed in more detail in the “Credit Risk Management – Home Equity Portfolios” section of this Report.

Information about the liquidating PCI and Pick-a-Pay loan portfolios is provided in the discussion of loan portfolios that follows.

Risk Management – Credit Risk Management (continued)

PURCHASED CREDIT-IMPAIRED (PCI) LOANS Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are accounted for using the measurement provisions for PCI loans. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. Such loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008.

A nonaccretable difference is established for PCI loans to absorb losses expected on those loans at the date of acquisition. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses.

Substantially all commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual PCI loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates pool performance expectations. The accretable yield percentage is unaffected by the resolution and any changes in the effective yield for the remaining loans in the pool are addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed troubled debt restructurings (TDRs). Modified PCI loans that are accounted for individually are TDRs, and removed from PCI accounting, if there has been a concession granted in excess of the original nonaccretable difference. We include these TDRs in our impaired loans.

During 2011, we recognized in income $239 million released from the nonaccretable difference related to commercial PCI loans due to payoffs and other resolutions. We also transferred $373 million from the nonaccretable difference to the accretable yield for PCI loans with improving credit-related cash flows and absorbed $2.3 billion of losses in the nonaccretable difference from loan resolutions and write-downs. Table 18 provides an analysis of changes in the nonaccretable difference.

Table 18: Changes in Nonaccretable Difference for PCI Loans

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$10,410	26,485	4,069	40,964
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(330)	–	–	(330)
Loans resolved by sales to third parties (2)	(86)	–	(85)	(171)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(138)	(27)	(276)	(441)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(4,853)	(10,218)	(2,086)	(17,157)

Balance, December 31, 2009	5,003	16,240	1,622	22,865
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(817)	–	–	(817)
Loans resolved by sales to third parties (2)	(172)	–	–	(172)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(726)	(2,356)	(317)	(3,399)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(1,698)	(2,959)	(391)	(5,048)

Balance, December 31, 2010	1,590	10,925	914	13,429
Addition of nonaccretable difference due to acquisitions	188	–	–	188
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(198)	–	–	(198)
Loans resolved by sales to third parties (2)	(41)	–	–	(41)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(352)	–	(21)	(373)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(258)	(1,799)	(241)	(2,298)

Balance, December 31, 2011	$929	9,126	652	10,707

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases for settlements with borrowers due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Since December 31, 2008, we have released $5.9 billion in nonaccretable difference, including $4.2 billion transferred from the nonaccretable difference to the accretable yield and $1.7 billion released to income through loan resolutions. We have provided $1.8 billion in the allowance for credit losses for certain PCI loans or pools of PCI loans that have had credit-related decreases to cash flows expected to be collected. The net result is a $4.2 billion reduction from December 31, 2008, through December 31, 2011, in our initial projected losses on all PCI loans.

At December 31, 2011, the allowance for credit losses on certain PCI loans was $231 million. The allowance is necessary to absorb credit-related decreases since acquisition in cash flows expected to be collected and primarily relates to individual PCI loans. Table 19 analyzes the actual and projected loss results on PCI loans since acquisition through December 31, 2011.

For additional information on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 19: Actual and Projected Loss Results on PCI Loans

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	$1,345	–	–	1,345
Loans resolved by sales to third parties (2)	299	–	85	384
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	1,216	2,383	614	4,213

Total releases of nonaccretable difference due to better than expected losses	2,860	2,383	699	5,942
Provision for losses due to credit deterioration (4)	(1,668)	–	(116)	(1,784)

Actual and projected losses on PCI loans less than originally expected	$1,192	2,383	583	4,158

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases for settlements with borrowers due to pool accounting for those loans, which assumes that the amount received approximates the pool performance expectations.
(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.
(3)	Reclassification of nonaccretable difference to accretable yield for loans with increased cash flow estimates will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.
(4)	Provision for additional losses recorded as a charge to income, when it is estimated that the cash flows expected to be collected for a PCI loan or pool of loans may not support full realization of the carrying value.

Significant Portfolio Reviews Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, FICO scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following analysis reviews the relevant concentrations and certain credit metrics of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information.

COMMERCIAL REAL ESTATE (CRE) The CRE portfolio, consisting of both CRE mortgage loans and CRE construction loans, totaled $125.4 billion, or 16% of total loans, at December 31, 2011. CRE construction loans totaled $19.4 billion at December 31, 2011, and CRE mortgage loans totaled $106.0 billion, of which 33% was to owner-occupants. Table 20 summarizes CRE loans by state and property type with the related nonaccrual totals. CRE nonaccrual loans totaled 5% of the non-PCI CRE outstanding balance at December 31, 2011, a decline of 24% from December 31, 2010. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of combined CRE loans are in California and Florida, which represented 25% and 9% of the total CRE portfolio, respectively. By property type, the largest concentrations are office buildings at 26% and industrial/warehouse at 11% of the portfolio. We subject commercial loans to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to pass and criticized categories with our criticized categories aligned to special mention, substandard and doubtful categories as defined by bank regulatory agencies. At December 31, 2011, we had $22.5 billion of criticized non-PCI CRE mortgage loans, a decrease of 13% from December 31, 2010, and $6.8 billion of criticized non-PCI construction loans, a decrease of 39% from December 31, 2010. Total criticized non-PCI CRE loans remained relatively high as a result of the continued challenging conditions in the real estate market. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further detail on criticized loans.

The underwriting of CRE loans primarily focuses on cash flows inherent in the creditworthiness of the customer, in addition to collateral valuations. To identify and manage newly emerging problem CRE loans, we employ a high level of monitoring and regular customer interaction to understand and manage the risks associated with these loans, including regular loan reviews and appraisal updates. Management is engaged to identify issues and dedicated workout groups are in place to manage problem loans. At December 31, 2011, the recorded investment in PCI CRE loans totaled $5.0 billion, down from $12.3 billion at December 31, 2008, reflecting the reduction resulting from principal payments, loan resolutions and write-downs.

Risk Management – Credit Risk Management (continued)

Table 20: CRE Loans by State and Property Type

	December 31, 2011

	Real estate mortgage			Real estate construction		Total			% of

(in millions)	Nonaccrual loans	Outstanding balance (1)		Nonaccrual loans	Outstanding balance (1)	Nonaccrual loans	Outstanding balance (1)		total loans

By state:
PCI loans (1):
New York	$–	709		–	186	–	895		* %
California	–	533		–	104	–	637		*
Florida	–	326		–	230	–	556		*
North Carolina	–	64		–	242	–	306		*
Texas	–	193		–	103	–	296		*
Other	–	1,445		–	880	–	2,325	(2)	*

Total PCI loans	$–	3,270		–	1,745	–	5,015		* %

All other loans:
California	$1,042	28,012		323	3,073	1,365	31,085		4%
Florida	645	9,130		242	1,609	887	10,739		1
Texas	307	7,188		61	1,572	368	8,760		1
New York	33	5,010		5	899	38	5,909		*
North Carolina	277	4,331		205	1,058	482	5,389		*
Virginia	90	3,485		31	1,294	121	4,779		*
Arizona	190	3,966		49	607	239	4,573		*
Georgia	228	3,536		239	676	467	4,212		*
Washington	54	3,130		7	445	61	3,575		*
Colorado	93	2,953		34	460	127	3,413		*
Other	1,126	31,964		694	5,944	1,820	37,908	(3)	5

Total all other loans	$4,085	102,705		1,890	17,637	5,975	120,342		16%

Total	$4,085	105,975		1,890	19,382	5,975	125,357		16%

By property:
PCI loans (1):
Office buildings	$–	1,512		–	126	–	1,638		* %
Apartments	–	672		–	335	–	1,007		*
1-4 family land	–	81		–	341	–	422		*
Shopping center	–	261		–	102	–	363		*
Retail (excluding shopping center)	–	257		–	87	–	344		*
Other	–	487		–	754	–	1,241		*

Total PCI loans	$–	3,270		–	1,745	–	5,015		* %

All other loans:
Office buildings	$960	29,200		99	1,757	1,059	30,957		4%
Industrial/warehouse	547	12,892		32	495	579	13,387		2
Retail (excluding shopping center)	598	11,675		45	484	643	12,159		2
Apartments	256	9,809		105	2,127	361	11,936		2
Real estate – other	357	9,690		62	335	419	10,025		1
Shopping center	306	8,811		123	1,196	429	10,007		1
Hotel/motel	264	7,366		35	809	299	8,175		1
Land (excluding 1-4 family)	48	261		544	6,382	592	6,643		*
Institutional	107	3,015		–	266	107	3,281		*
Agriculture	165	2,714		–	18	165	2,732		*
Other	477	7,272		845	3,768	1,322	11,040		1

Total all other loans	$4,085	102,705		1,890	17,637	5,975	120,342		16%

Total	$4,085	105,975	(4)	1,890	19,382	5,975	125,357		16%

*	Less than 1%.
(1)	For PCI loans, amounts represent carrying value. PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.
(2)	Includes 33 states; no state had loans in excess of $284 million.
(3)	Includes 40 states; no state had loans in excess of $3.0 billion.
(4)	Includes $34.9 billion of loans to owner-occupants where 51% or more of the property is used in the conduct of their business.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. Table 21 summarizes commercial and industrial loans and lease financing by industry with the related nonaccrual totals. Across our non-PCI commercial loans and leases, the commercial and industrial loans and lease financing portfolio generally experienced better credit improvement than our CRE portfolios in 2011. Of the total commercial and industrial loans and lease financing non-PCI portfolio, 0.09% was 90 days or more past due and still accruing, 1.22% was nonaccruing and 12.5% was criticized. In comparison, of the total non-PCI CRE portfolio, 0.29% was 90 days or more past due and still accruing, 4.97% was nonaccruing and 24.3% was criticized. Also, the net charge-off rate for both portfolios declined in 2011 from 2010. We believe the commercial and industrial loans and lease financing portfolio is well underwritten and is diverse in its risk with relatively level concentrations across several industries. Our credit risk management process for this portfolio primarily focuses on a customer’s ability to repay the loan through their cash flow.

A majority of our commercial and industrial loans and lease financing portfolio is secured by short-term liquid assets, such as accounts receivable, inventory and securities, as well as long-lived assets, such as equipment and other business assets. Generally, the collateral securing this portfolio represents a secondary source of repayment. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information.

Table 21: Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2011

(in millions)	Nonaccrual loans	Outstanding balance (1)		% of total loans

PCI loans (1):
Technology	$–	65		* %
Investors	–	49		*
Healthcare	–	39		*
Insurance	–	38		*
Aerospace and defense	–	36		*
Residential construction	–	26		*
Other	–	146	(2)	*

Total PCI loans	$–	399		* %

All other loans:
Financial institutions	$146	13,597		2%
Cyclical retailers	41	10,364		1
Oil and gas	89	10,198		1
Food and beverage	36	10,150		1
Healthcare	78	8,419		1
Investors	2	8,407		1
Industrial equipment	97	7,365		*
Technology	66	6,404		*
Business services	42	6,377		*
Transportation	17	6,260		*
Real estate lessor	44	6,067		*
Utilities	1	5,357		*
Other	1,536	80,969	(3)	11

Total all other loans	$2,195	179,934		23%

Total	$2,195	180,333		23%

*	Less than 1%.
(1)	For PCI loans, amounts represent carrying value. PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.
(2)	No other single category had loans in excess of $24 million.
(3)	No other single category had loans in excess of $4.9 billion.

Risk Management – Credit Risk Management (continued)

During the current credit cycle, we have experienced an increase in loans requiring risk mitigation activities including the restructuring of loan terms and requests for extensions of commercial and industrial and CRE loans. All actions are based on a re-underwriting of the loan and our assessment of the borrower’s ability to perform under the agreed-upon terms. Extension terms generally range from six to thirty-six months and may require that the borrower provide additional economic support in the form of partial repayment, or additional collateral or guarantees. In cases where the value of collateral or financial condition of the borrower is insufficient to repay our loan, we may rely upon the support of an outside repayment guarantee in providing the extension.

Our ability to seek performance under a guarantee is directly related to the guarantor’s creditworthiness, capacity and willingness to perform, which is evaluated on an annual basis, or more frequently as warranted. Our evaluation is based on the most current financial information available and is focused on various key financial metrics, including net worth, leverage, and current and future liquidity. We consider the guarantor’s reputation, creditworthiness, and willingness to work with us based on our analysis as well as other lenders’ experience with the guarantor. Our assessment of the guarantor’s credit strength is reflected in our loan risk ratings for such loans. The loan risk rating and accruing status are important factors in our allowance methodology for commercial and industrial and CRE loans.

In considering the accrual status of the loan, we evaluate the collateral and future cash flows as well as the anticipated support of any repayment guarantor. In many cases the strength of the guarantor provides sufficient assurance that full repayment of the loan is expected. When full and timely collection of the loan becomes uncertain, including the performance of the guarantor, we place the loan on nonaccrual status and we charge-off all or a portion of the loan based on the fair value of the collateral securing the loan, if any.

At the time of restructuring, we evaluate whether the loan should be classified as a TDR, and account for it accordingly. For more information on TDRs, see “Troubled Debt Restructurings” later in this section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

FOREIGN LOANS AND EUROPEAN EXPOSURE Our foreign country risk monitoring process incorporates frequent dialogue with our foreign financial institution customers, counterparties and regulatory agencies, enhanced by centralized monitoring of macroeconomic and capital markets conditions. We establish exposure limits for each country via a centralized oversight process based on the needs of our customers, and in consideration of relevant economic, political, social, legal, and transfer risks. We monitor exposures closely and adjust our limits in response to changing conditions. We conduct periodic stress tests of our significant country risk exposures, analyzing the potential direct and indirect impacts of various macroeconomic and capital market scenarios.

At December 31, 2011, foreign loans represented approximately 5% of our total consolidated loans outstanding and approximately 3% of our total assets. Our largest foreign country exposure on an ultimate risk basis was the United Kingdom, which amounted to approximately $11.0 billion, or 0.84%, of our consolidated assets, and included $1.7 billion of sovereign claims. Our United Kingdom sovereign claims arise primarily from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.

Several European countries have been experiencing significant fiscal and economic deterioration in recent months. In January 2012, Standard & Poor’s Ratings Service (S&P) downgraded the long-term sovereign debt ratings of France, Italy, Spain, Cyprus, Portugal, Austria, Malta, Slovakia and Slovenia, as well as the rating of the European Financial Stability Facility. In addition, in February 2012, Moody’s Investors Service lowered the sovereign debt ratings of Italy, Malta, Portugal, Slovakia, Slovenia, and Spain, and Fitch Ratings and S&P downgraded Greece to the lowest rating above a default. At December 31, 2011, our exposure to these downgraded countries, including cross-border claims on an ultimate risk basis, and foreign exchange and derivative products, aggregated approximately $3.4 billion, including $182.3 million of sovereign claims.

Based on our most recent stress testing activities conducted in fourth quarter 2011, in the event of a rapid deterioration in financial and economic conditions in Europe we believe it is unlikely we would experience a material impact to our financial condition, results of operations, liquidity, or capital resources as a result of our European exposures due to the relatively small magnitude of our exposures as well as its diversity by country, type, and counterparty.

Table 22 provides information regarding our exposures to European sovereign entities and institutions located within such countries, including cross-border claims on an ultimate risk basis, and foreign exchange and derivative products.

Table 22: European Exposure

	Lending (1)(2)		Securities (3)		Derivatives and other (4)		Total exposure

(in millions)	Sovereign	Non- sovereign	Sovereign	Non- sovereign	Sovereign	Non- sovereign	Sovereign	Non- sovereign (5)	Total

December 31, 2011
Eurozone:
Germany	$57	2,547	–	240	–	185	57	2,972	3,029
Netherlands	–	2,107	–	111	–	72	–	2,290	2,290
Spain	–	1,109	–	97	–	30	–	1,236	1,236
Luxembourg	–	1,010	–	123	–	2	–	1,135	1,135
France	87	517	–	302	–	165	87	984	1,071
Ireland	100	772	–	53	–	23	100	848	948
Italy	–	465	–	124	–	1	–	590	590
Austria	95	222	–	19	–	1	95	242	337
Other (6)	21	531	4	185	–	27	25	743	768

Total Eurozone exposure	360	9,280	4	1,254	–	506	364	11,040	11,404

United Kingdom	1,707	3,996	–	4,983	–	331	1,707	9,310	11,017
Other European countries	–	4,996	3	268	8	955	11	6,219	6,230

Total European exposure	$2,067	18,272	7	6,505	8	1,792	2,082	26,569	28,651

(1)	Lending exposure includes funded loans and unfunded commitments, leveraged leases, and money market placements presented on a gross basis prior to the deduction of impairment allowance and collateral received under the terms of the credit agreements.
(2)	Includes $1.6 billion in PCI loans, predominantly to customers in Germany and United Kingdom territories, and $3.1 billion in defeased leases secured predominantly by U.S. Treasury and government agency securities, or government guaranteed.
(3)	Represents issuer exposure on cross-border debt and equity securities, held in trading or available-for-sale portfolio, at fair value.
(4)	Represents counterparty exposure on foreign exchange and derivative contracts, and securities resale and lending agreements. This exposure is presented net of counterparty netting adjustments and reduced by the amount of cash collateral. It includes credit default swaps (CDS) predominantly used to manage our U.S. and London-based cash credit trading businesses, which sometimes results in selling and purchasing protection on the identical reference entity. Generally, we do not use market instruments such as CDS to hedge the credit risk of our investment or loan positions, although we do use them to manage risk in our trading businesses. At December 31, 2011, the gross notional amount of our CDS sold on reference assets domiciled in Europe was substantially offset by the notional of CDS purchased from investment-grade counterparties. Additionally, at December 31, 2011, we did not have any net exposure on sovereign CDS associated with European countries.
(5)	Total non-sovereign exposure is comprised of $12.3 billion exposure to financial institutions and $14.3 billion to non-financial corporations at December 31, 2011.
(6)	Includes non-sovereign exposure to Greece and Portugal in the amount of $9.5 million and $ 49.1 million, respectively. We had no sovereign debt exposure to these countries at December 31, 2011.

REAL ESTATE 1-4 FAMILY MORTGAGE LOANS Our real estate 1-4 family mortgage loans primarily include loans we have made to customers and retained as part of our asset liability management strategy. These loans also include the Pick-a-Pay portfolio acquired from Wachovia and the home equity portfolio, which are discussed later in this Report. In addition, these loans include other purchased loans and loans included on our balance sheet due to the adoption of consolidation accounting guidance related to VIEs.

Our underwriting and periodic review of loans collateralized by residential real property includes appraisals or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. AVMs are generally used in underwriting to support property values on loan originations only where the loan amount is under $250,000. We generally require property visitation appraisals by a qualified independent appraiser for larger residential property loans.

Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 21% of total loans at December 31, 2011, and 25% at December 31, 2010. Substantially all of these interest-only loans at origination were considered to be prime or near prime.

We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our owned mortgage loan portfolios. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. Our liquidating option ARM portfolio was acquired from Wachovia.

We continue to modify real estate 1-4 family mortgage loans to assist homeowners and other borrowers in the current difficult economic cycle. Loans are underwritten at the time of the modification in accordance with underwriting guidelines established for governmental and proprietary loan modification programs. As a participant in the U.S. Treasury’s Making Home Affordable (MHA) programs, we are focused on helping customers stay in their homes. The MHA programs create a standardization of modification terms including incentives paid to borrowers, servicers, and investors. MHA includes the Home Affordable Modification Program (HAMP) for first lien loans and the Second Lien Modification Program (2MP) for junior lien loans. Under both our proprietary programs and the MHA programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. During both the trial payment period and/or permanent modification period, the loan is accounted for as a TDR loan. See Table 32 for discussion on trial modifications, including balances. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for discussion on how we determine the allowance attributable to our modified residential real estate portfolios.

Risk Management – Credit Risk Management (continued)

The concentrations of real estate 1-4 family first and junior lien mortgage loans by state are presented in Table 23. Our real estate 1-4 family mortgage loans to borrowers in California represented approximately 13% of total loans (3% of this amount were PCI loans from Wachovia) at December 31, 2011, mostly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 3% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.

Part of our credit monitoring includes tracking delinquency, FICO scores and collateral values (LTV/CLTV) on the entire real estate 1-4 family mortgage loan portfolio. These metrics experienced improvement throughout 2011, on the non-PCI mortgage portfolio, with the majority of the improvement occurring in the first half of 2011. Loans 30 days or more delinquent at December 31, 2011, totaled $18.4 billion, or 6%, of total non-PCI mortgages, compared with $20.3 billion, or 7%, at December 31, 2010. Loans with FICO scores lower than 640 totaled $44.1 billion at December 31, 2011, or 15% of all non-PCI mortgages, compared with $50.7 billion, or 17%, at December 31, 2010. Mortgages with a LTV/CLTV greater than 100% totaled $74.2 billion at December 31, 2011, or 26% of total non-PCI mortgages, compared with $84.9 billion, or 29%, at December 31, 2010. Information regarding credit risk trends can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 23: Real Estate 1-4 Family Mortgage Loans by State

	December 31, 2011

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total real estate 1-4 family mortgage	% of total loans

PCI loans:
California	$19,336	42	19,378	3%
Florida	2,700	38	2,738	*
New Jersey	1,285	25	1,310	*
Other (1)	6,425	101	6,526	*

Total PCI loans	$29,746	206	29,952	4%

All other loans:
California	$54,312	23,934	78,246	10%
Florida	16,001	7,664	23,665	3
New Jersey	9,007	6,240	15,247	2
New York	9,045	3,597	12,642	2
Virginia	5,874	4,431	10,305	1
Pennsylvania	5,978	3,929	9,907	1
North Carolina	5,642	3,582	9,224	1
Georgia	4,583	3,369	7,952	1
Texas	6,444	1,335	7,779	1
Other (2)	55,707	27,704	83,411	12
Government insured/ guaranteed loans (3)	26,555	–	26,555	3

Total all other loans	$199,148	85,785	284,933	37%

Total	$228,894	85,991	314,885	41%

*	Less than 1%.
(1)	Consists of 45 states; no state had loans in excess of $729 million.
(2)	Consists of 41 states; no state had loans in excess of $6.6 billion.
(3)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA. In 2011, we consolidated $5.6 billion of previously sold FHA insured real estate 1-4 family reverse mortgages.

PICK-A-PAY PORTFOLIO The Pick-a-Pay portfolio was one of the consumer residential first mortgage portfolios we acquired from Wachovia and a majority of the portfolio was identified as PCI loans. The Pick-a-Pay portfolio is a liquidating portfolio, as Wachovia ceased originating new Pick-a-Pay loans in 2008.

The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), and also includes loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans throughout this Report. Real estate 1-4 family junior lien mortgages and lines of credit associated with Pick-a-Pay loans are reported in the home equity portfolio. Table 24 provides balances over time related to the types of loans included in the portfolio since acquisition.

Table 24: Pick-a-Pay Portfolio - Comparison to Acquisition Date

	December 31,

	2011		2008

(in millions)	Adjusted unpaid principal balance (1)	% of total	Adjusted unpaid principal balance (1)	% of total

Option payment loans	$39,164	53%	$99,937	86%
Non-option payment adjustable-rate and fixed-rate loans	9,986	14	15,763	14
Full-term loan modifications	24,207	33	–	–

Total adjusted unpaid principal balance	$73,357	100%	$115,700	100%

Total carrying value	$65,652		$95,315

(1)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

PCI loans in the Pick-a-Pay portfolio had an adjusted unpaid principal balance of $36.9 billion and a carrying value of $29.1 billion at December 31, 2011. The carrying value of the PCI loans is net of remaining purchase accounting write-downs, which reflected their fair value at acquisition. At acquisition, we recorded a $22.4 billion write-down in purchase accounting on Pick-a-Pay loans that were impaired.

Pick-a-Pay option payment loans may be adjustable or fixed rate. They are home mortgages on which the customer has the option each month to select from among four payment options: (1) a minimum payment as described below, (2) an interest-only payment, (3) a fully amortizing 15-year payment, or (4) a fully amortizing 30-year payment.

The minimum monthly payment for substantially all of our Pick-a-Pay loans is reset annually. The new minimum monthly payment amount usually cannot increase by more than 7.5% of the then-existing principal and interest payment amount. The minimum payment may not be sufficient to pay the monthly interest due and in those situations a loan on which the customer has made a minimum payment is subject to “negative amortization,” where unpaid interest is added to the principal balance of the loan. The amount of interest that has been added to a loan balance is referred to as “deferred interest.” Total deferred interest of $2.0 billion at December 31, 2011, was down from $2.7 billion at December 31, 2010, due to loan modification efforts as well as interest rates remaining low, resulting in the minimum payment option covering the interest and some principal on many loans. Approximately 83% of the Pick-a-Pay customers making a minimum payment in December 2011 did not defer interest, compared with 75% in December 2010.

Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. Loans with an original loan-to-value (LTV) ratio equal to or below 85% have a cap of 125% of the original loan balance, and these loans represent substantially all the Pick-a-Pay portfolio. Loans with an original LTV ratio above 85% have a cap of 110% of the original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or the 10-year anniversary of the loan. For a small population of Pick-a-Pay loans, the recast occurs at the five-year anniversary. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the rest of the original loan term.

Due to the terms of the Pick-a-Pay portfolio, there is little recast risk in the near term. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balances of loans to recast based on reaching the principal cap: $7 million in 2012, $22 million in 2013 and $81 million in 2014. In 2011, $3 million was recast based on reaching the principal cap. In addition, in a flat rate environment, we would expect the following balances of loans to start fully amortizing due to reaching their recast anniversary date and also having a payment change at the recast date greater than the annual 7.5% reset: $47 million in 2012, $100 million in 2013 and $373 million in 2014. In 2011, the amount of loans reaching their recast anniversary date and also having a payment change over the annual 7.5% reset was $7 million.

Table 25 reflects the geographic distribution of the Pick-a-Pay portfolio broken out between PCI loans and all other loans. In stressed housing markets with declining home prices and increasing delinquencies, the LTV ratio is a useful metric in predicting future real estate 1-4 family first mortgage loan performance, including potential charge-offs. Because PCI loans were initially recorded at fair value, including write-downs for expected credit losses, the ratio of the carrying value to the current collateral value will be lower compared with the LTV ratio based on the adjusted unpaid principal balance. For informational purposes, we have included both ratios for PCI loans in the following table.

Risk Management – Credit Risk Management (continued)

Table 25: Pick-a-Pay Portfolio (1)

					December 31, 2011

	PCI loans				All other loans

(in millions)	Adjusted unpaid principal balance (2)	Current LTV ratio (3)	Carrying value (4)	Ratio of carrying value to current value (5)	Carrying value (4)	Ratio of carrying value to current value (5)

California	$25,036	121%	$19,269	93%	$17,870	86%
Florida	3,325	122	2,562	89	3,760	100
New Jersey	1,336	92	1,224	84	2,321	79
New York	757	95	685	84	1,013	82
Texas	340	78	312	72	1,487	64
Other states	6,111	110	5,004	89	10,145	87

Total Pick-a-Pay loans	$36,905		$29,056		$36,596

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2011.
(2)	Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.
(3)	The current LTV ratio is calculated as the adjusted unpaid principal balance divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.
(4)	Carrying value, which does not reflect the allowance for loan losses, includes remaining purchase accounting adjustments, which, for PCI loans may include the nonaccretable difference and the accretable yield and, for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.
(5)	The ratio of carrying value to current value is calculated as the carrying value divided by the collateral value.

To maximize return and allow flexibility for customers to avoid foreclosure, we have in place several loss mitigation strategies for our Pick-a-Pay loan portfolio. We contact customers who are experiencing financial difficulty and may in certain cases modify the terms of a loan based on a customer’s documented income and other circumstances.

We also have taken steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at risk, we offer combinations of term extensions of up to 40 years (from 30 years), interest rate reductions, forbearance of principal, and, in geographies with substantial property value declines, we may offer permanent principal forgiveness.

In 2011, we completed more than 19,000 proprietary and HAMP Pick-a-Pay loan modifications and have completed more than 99,000 modifications since the Wachovia acquisition, resulting in $4.0 billion of principal forgiveness to our Pick-a-Pay customers as well as an additional $516 million of conditional forgiveness that can be earned by borrowers through performance over the next three years. As announced in October 2010, we entered into agreements with certain state attorneys general whereby we agreed to offer loan modifications to eligible Pick-a-Pay customers through June 2013. These agreements cover the majority of our option payment loan portfolio and require that we offer modifications (both HAMP and proprietary) to eligible customers with the option payment loan product. In response to these agreements, we developed an enhanced proprietary modification product that allows for various means of principal forgiveness along with changes to other loan terms. Given that these agreements cover all modification efforts to eligible customers for the applicable states, our modifications (both HAMP and proprietary) for our Pick-a-Pay loan portfolio performed in 2011 were primarily consistent with these agreements.

Due to better than expected performance observed on the Pick-a-Pay portfolio compared with the original acquisition estimates, we have reclassified $2.4 billion from the nonaccretable difference to the accretable yield since acquisition. This performance is primarily attributable to significant modification efforts as well as the portfolio’s delinquency stabilization. The resulting increase in the accretable yield will be realized over the remaining life of the portfolio, which is estimated to have a weighted-average life of approximately 11 years at December 31, 2011. The accretable yield percentage at the end of 2011 was 4.45%, down from 4.54% at the end of 2010. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio, which will be affected by the pace and degree of improvements in the U.S. economy and housing markets and projected lifetime performance resulting from loan modification activity. Changes in the projected timing of cash flow events, including loan liquidations, modifications and short sales, can also affect the accretable yield percentage and the estimated weighted-average life of the portfolio.

HOME EQUITY PORTFOLIOS Our home equity portfolios consist of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate. Our first lien lines of credit represent 20% of our home equity portfolio and are included in real estate 1-4 family first mortgages. The majority of our junior lien loan products are amortizing payment loans with fixed interest rates and repayment periods between 5 to 30 years. Junior lien loans with balloon payments at the end of the repayment term represent a small portion of our junior lien loans.

Our first and junior lien lines of credit products generally have a draw period of 10 years with variable interest rates and payment options during the draw period of (1) interest only or (2) 1.5% of total outstanding balance. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment loan with repayment terms of up to 30 years based on the balance at time of conversion. The draw periods for a majority of our lines of credit end after 2015.

We continuously monitor the credit performance of our junior lien mortgage portfolio for trends and factors that influence the frequency and severity of loss. We have observed that the severity of loss for junior lien mortgages is high and generally not affected by whether we or a third party own or service the related first mortgage, but that the frequency of loss is lower when we own or service the first mortgage. In general, we have limited information available on the delinquency status of the third party owned or serviced senior lien where we also have a junior lien. To capture this inherent loss content, we use the experience of our junior lien mortgages behind delinquent first liens that are owned or serviced by us adjusted for observed higher delinquency rates associated with junior lien mortgages behind third party first mortgages. We incorporate this inherent loss content into our allowance for loan losses. During 2011 we refined our allowance process for junior liens to ensure appropriate consideration of the relative difference in loss experience for junior liens behind first lien mortgage loans we own or service, compared with those behind first lien mortgage loans owned or serviced by third parties. In addition, we refined our allowance process for junior liens that are current, but are in their revolving period, to more appropriately reflect the inherent loss where the borrower is delinquent on the corresponding first lien mortgage loans. The impact of these revisions was not significant to our allowance. Table 26 summarizes delinquency and loss rates by the holder of the lien.

Table 26: Home Equity Portfolios Performance by Holder of 1st Lien (1)(2)

	Outstanding balance			% of loans two payments or more past due			Loss rate (annualized) quarter ended

(in millions)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

First lien lines	$20,786	21,011	20,941	3.10%	3.00	2.85	0.95	0.91	0.82
Junior lien mortgages and lines behind:
Wells Fargo owned or serviced first lien	42,810	44,403	44,963	2.91	2.83	2.78	3.48	3.43	3.76
Third party first lien	42,996	43,668	44,779	3.59	3.58	3.53	3.83	4.11	4.32

Total	$106,592	109,082	110,683	3.22	3.16	3.09	3.13	3.22	3.43

(1)	Excludes PCI loans and real estate 1-4 family first lien line reverse mortgages added to the consumer portfolio in fourth quarter 2011 as a result of consolidating reverse mortgage loans previously sold. These reverse mortgage loans are insured by the FHA.
(2)	Includes $1.5 billion, $1.5 billion and $1.6 billion at December 31, September 30 and June 30, 2011, respectively, associated with the Pick-a-Pay portfolio.

Risk Management – Credit Risk Management (continued)

We also monitor the number of borrowers paying the minimum amount due on a monthly basis. In December 2011, approximately 94% of our borrowers with home equity outstanding balances paid at least the minimum amount due, which included 46% of our borrowers paying only the minimum amount due.

The home equity liquidating portfolio includes home equity loans generated through third party channels, including correspondent loans. This liquidating portfolio represents less than 1% of our total loans outstanding at December 31, 2011, and contains some of the highest risk in our home equity portfolio, with a loss rate of 9.36% compared with 3.02% for the core (non-liquidating) home equity portfolio. Table 27 shows the credit attributes of the core and liquidating home equity portfolios and lists the top five states by outstanding balance. California loans represent the largest state concentration in each of these portfolios. The decrease in outstanding balances primarily reflects loan paydowns and charge-offs. As of December 31, 2011, 36% of the outstanding balance of the core home equity portfolio was associated with loans that had a combined loan to value (CLTV) ratio in excess of 100%. CLTV means the ratio of the total loan balance of first mortgages and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. The unsecured portion of the outstanding balances of these loans (the outstanding amount that was in excess of the most recent property collateral value) totaled 17% of the core home equity portfolio at December 31, 2011.

Table 27: Home Equity Portfolios (1)

	Outstanding balance		% of loans two payments or more past due		Loss rate

	December 31,		December 31,		December 31,

(in millions)	2011	2010	2011	2010	2011	2010

Core portfolio (2)
California	$25,555	27,850	3.03%	3.30	3.61	4.92
Florida	10,870	12,036	4.99	5.46	4.99	6.13
New Jersey	7,973	8,629	3.73	3.44	2.31	1.95
Virginia	5,248	5,667	2.15	2.33	1.68	1.86
Pennsylvania	5,071	5,432	2.82	2.48	1.40	1.24
Other	46,165	50,976	2.79	2.83	2.66	3.04

Total	100,882	110,590	3.13	3.24	3.02	3.62

Liquidating portfolio
California	2,024	2,555	5.50	6.66	12.64	15.19
Florida	265	330	7.02	8.85	11.56	13.72
Arizona	116	149	6.64	6.91	17.51	20.89
Texas	97	125	0.93	2.02	2.89	2.81
Minnesota	75	91	2.83	5.39	7.67	9.57
Other	3,133	3,654	4.13	4.53	6.88	7.48

Total	5,710	6,904	4.73	5.54	9.36	10.90

Total core and liquidating portfolios	$106,592	117,494	3.22	3.37	3.37	4.08

(1)	Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, but excludes PCI loans because their losses are generally covered by PCI accounting adjustment at the date of acquisition, and excludes real estate 1-4 family first lien open-ended line reverse mortgages because they do not have scheduled payments. These reverse mortgage loans are insured by the FHA.
(2)	Includes $1.5 billion and $1.7 billion at December 31, 2011 and 2010, respectively, associated with the Pick-a-Pay portfolio.

CREDIT CARDS Our credit card portfolio totaled $22.8 billion at December 31, 2011, which represented 3% of our total outstanding loans. Net charge-offs were 5.58% of average loans for 2011, down from 9.74% in 2010.

OTHER REVOLVING CREDIT AND INSTALLMENT Other revolving credit and installment loans totaled $86.5 billion at December 31, 2011, and predominantly include automobile, student and security-based margin loans. The loss rate for other revolving credit and installment loans was 1.22% of average loans for 2011 compared with 1.94% for 2010. Excluding government guaranteed student loans, the loss rates were 1.46% and 2.43% of average loans for 2011 and 2010, respectively.

NONACCRUAL LOANS AND FORECLOSED ASSETS (NPAs) Table 28 shows the five-year trend for NPAs and Table 29 summarizes NPAs for each of the four quarters of 2011. We generally place loans on nonaccrual status when:

•	the full and timely collection of interest or principal becomes uncertain (generally based on an assessment of the borrower’s financial condition and the adequacy of collateral, if any);
•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection; or
•	part of the principal balance has been charged off and no restructuring has occurred.

Note 1 (Summary of Significant Accounting Policies – Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual and impaired loans.

Table 28: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	December 31,

(in millions)	2011	2010	2009	2008	2007

Nonaccrual loans:
Commercial:
Commercial and industrial	$2,142	3,213	4,397	1,253	432
Real estate mortgage	4,085	5,227	3,696	594	128
Real estate construction	1,890	2,676	3,313	989	293
Lease financing	53	108	171	92	45
Foreign	47	127	146	57	45

Total commercial (1)	8,217	11,351	11,723	2,985	943

Consumer:
Real estate 1-4 family first mortgage (2)	10,913	12,289	10,100	2,648	1,272
Real estate 1-4 family junior lien mortgage	1,975	2,302	2,263	894	280
Other revolving credit and installment	199	300	332	273	184

Total consumer	13,087	14,891	12,695	3,815	1,736

Total nonaccrual loans (3)(4)(5)	21,304	26,242	24,418	6,800	2,679

As a percentage of total loans	2.77%	3.47	3.12	0.79	0.70
Foreclosed assets:
Government insured/guaranteed (6)	$1,319	1,479	960	667	535
Non-government insured/guaranteed	3,342	4,530	2,199	1,526	649

Total foreclosed assets	4,661	6,009	3,159	2,193	1,184

Total nonperforming assets	$25,965	32,251	27,577	8,993	3,863

As a percentage of total loans	3.37%	4.26	3.52	1.04	1.01

(1)	Includes LHFS of $25 million, $3 million and $27 million at December 31, 2011, 2010 and 2009, respectively.
(2)	Includes MHFS of $301 million, $426 million, $339 million, $193 million and $222 million at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.
(3)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(4)	Real estate 1-4 family mortgage loans insured by the FHA or guaranteed by the VA and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.
(5)	See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further information on impaired loans.
(6)	Consistent with regulatory reporting requirements, foreclosed real estate securing government insured/guaranteed loans is classified as nonperforming. Both principal and interest for government insured/guaranteed loans secured by the foreclosed real estate are collectible because the loans are insured by the FHA or guaranteed by the VA.

Risk Management – Credit Risk Management (continued)

Table 29: Nonperforming Assets During 2011

	December 31, 2011		September 30, 2011		June 30, 2011		March 31, 2011

($ in millions)	Balances	% of total loans	Balances	% of total loans	Balances	% of total loans	Balances	% of total loans

Nonaccrual loans:
Commercial:
Commercial and industrial	$2,142	1.28%	$2,128	1.29%	$2,393	1.52%	$2,653	1.76%
Real estate mortgage	4,085	3.85	4,429	4.24	4,691	4.62	5,239	5.18
Real estate construction	1,890	9.75	1,915	9.71	2,043	9.56	2,239	9.79
Lease financing	53	0.40	71	0.55	79	0.61	95	0.73
Foreign	47	0.12	68	0.18	59	0.16	86	0.24

Total commercial	8,217	2.38	8,611	2.53	9,265	2.80	10,312	3.19

Consumer:
Real estate 1-4 family first mortgage	10,913	4.77	11,024	4.93	11,427	5.13	12,143	5.36
Real estate 1-4 family junior lien mortgage	1,975	2.30	2,035	2.31	2,098	2.33	2,235	2.40
Other revolving credit and installment	199	0.23	230	0.27	255	0.29	275	0.31

Total consumer	13,087	3.09	13,289	3.16	13,780	3.27	14,653	3.42

Total nonaccrual loans	21,304	2.77	21,900	2.88	23,045	3.06	24,965	3.32

Foreclosed assets:
Government insured/guaranteed	1,319		1,336		1,320		1,457
Non-government insured/guaranteed	3,342		3,608		3,541		4,055

Total foreclosed assets	4,661		4,944		4,861		5,512

Total nonperforming assets	$25,965	3.37%	$26,844	3.53%	$27,906	3.71%	$30,477	4.06%

Reduction in NPAs from prior quarter	$(879)		(1,062)		(2,571)		(1,774)

Total NPAs were $26.0 billion (3.37% of total loans) at December 31, 2011, and included $21.3 billion of nonaccrual loans and $4.7 billion of foreclosed assets. Nonaccrual loans declined throughout 2011. Table 30 provides an analysis of the changes in nonaccrual loans.

Table 30: Analysis of Changes in Nonaccrual Loans

	Quarter ended

(in millions)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Commercial nonaccrual loans
Balance, beginning of quarter	$8,611	9,265	10,312	11,351
Inflows	1,329	1,148	1,622	1,881
Outflows:
Returned to accruing	(185)	(275)	(501)	(496)
Foreclosures	(161)	(156)	(174)	(192)
Charge-offs	(382)	(397)	(399)	(522)
Payments, sales and other (1)	(995)	(974)	(1,595)	(1,710)

Total outflows	(1,723)	(1,802)	(2,669)	(2,920)

Balance, end of quarter	8,217	8,611	9,265	10,312

Consumer nonaccrual loans
Balance, beginning of quarter	13,289	13,780	14,653	14,891
Inflows	3,465	3,544	3,443	3,955
Outflows:
Returned to accruing	(1,277)	(1,411)	(1,562)	(1,670)
Foreclosures	(209)	(286)	(221)	(269)
Charge-offs	(1,404)	(1,385)	(1,494)	(1,545)
Payments, sales and other (1)	(777)	(953)	(1,039)	(709)

Total outflows	(3,667)	(4,035)	(4,316)	(4,193)

Balance, end of quarter	13,087	13,289	13,780	14,653

Total nonaccrual loans	21,304	21,900	23,045	24,965

(1)	Other outflows include the effects of VIE deconsolidations and adjustments for loans carried at fair value.

Typically, changes to nonaccrual loans period-over-period represent inflows for loans that reach a specified past due status, offset by reductions for loans that are charged off, sold, transferred to foreclosed properties, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities.

While nonaccrual loans are not free of loss content, we believe the estimated loss exposure remaining in these balances is significantly mitigated by four factors. First, 99% of consumer nonaccrual loans and 96% of commercial nonaccrual loans are secured. Of the $13.1 billion of consumer nonaccrual loans at December 31, 2011, 99% are secured by real estate and 36% have a combined LTV (CLTV) ratio of 80% or below. Second, losses have already been recognized on 51% of the remaining balance of consumer nonaccruals and commercial nonaccruals have been written down by $2.1 billion. Generally, when a consumer real estate loan is 120 days past due, we transfer it to nonaccrual status. When the loan reaches 180 days past due it is our policy to write these loans down to net realizable value (fair value of collateral less estimated costs to sell), except for modifications in their trial period that are not written down as long as trial payments are made on time. Thereafter, we revalue each loan regularly and recognize additional write-downs if needed. Third, as of December 31, 2011, 58% of commercial nonaccrual loans were current on interest. Fourth, the risk of loss for all nonaccruals has been considered and we believe is appropriately covered by the allowance for loan losses.

Under both our proprietary modification programs and the MHA programs, customers may be required to provide updated documentation, and some programs require completion of trial payment periods to demonstrate sustained performance, before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure, many states, including California, Florida and New Jersey, have enacted legislation that significantly increases the time frames to complete the foreclosure process, meaning that loans will remain in nonaccrual status for longer periods.

If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $1.1 billion of interest would have been recorded as income on these loans, compared with $344 million actually recorded as interest income in 2011 versus $1.3 billion and $362 million, respectively, in 2010.

Table 31 provides a summary of foreclosed assets and an analysis of the changes.

Risk Management – Credit Risk Management (continued)

Table 31: Foreclosed Assets

(in millions)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010

Government insured/guaranteed (1)	$1,319	1,336	1,320	1,457	1,479
PCI loans:
Commercial	840	1,079	993	1,005	967
Consumer	465	530	469	741	1,068

Total PCI loans	1,305	1,609	1,462	1,746	2,035

All other loans:
Commercial	1,379	1,322	1,409	1,408	1,412
Consumer	658	677	670	901	1,083

Total all other loans	2,037	1,999	2,079	2,309	2,495

Total foreclosed assets	$4,661	4,944	4,861	5,512	6,009

Analysis of changes in foreclosed assets
Balance, beginning of quarter	$4,944	4,861	5,512	6,009	6,127
Net change in government insured/guaranteed (2)	(17)	16	(137)	(22)	(13)
Additions to foreclosed assets	934	1,440	880	1,361	2,099
Reductions:
Sales	(1,123)	(1,260)	(1,294)	(1,656)	(1,790)
Write-downs and loss on sales	(77)	(113)	(100)	(180)	(414)

Total reductions	(1,200)	(1,373)	(1,394)	(1,836)	(2,204)

Balance, end of quarter	$4,661	4,944	4,861	5,512	6,009

(1)	Consistent with regulatory reporting requirements, foreclosed real estate securing government insured/guaranteed loans is classified as nonperforming. Both principal and interest for government insured/guaranteed loans secured by the foreclosed real estate are collectible because the loans are insured by the FHA or guaranteed by the VA.
(2)	Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from FHA or VA. The net change in government insured/guaranteed foreclosed assets is made up of inflows from MHFI and MHFS, and outflows when we are reimbursed by FHA/VA.

NPAs at December 31, 2011, included $1.3 billion of foreclosed real estate that is FHA insured or VA guaranteed and expected to have little to no loss content, and $3.3 billion of foreclosed assets, which have been written down to estimated net realizable value. Foreclosed assets decreased $1.3 billion, or 22%, in 2011 from December 31, 2010. Of this decrease, $730 million were foreclosed loans from the PCI portfolio. At December 31, 2011, 74% of our foreclosed assets of $4.7 billion have been in the foreclosed assets portfolio one year or less. Given our real estate-secured loan concentrations and current economic conditions, we anticipate we will continue to hold a high level of NPAs on our balance sheet.

We process foreclosures on a regular basis for the loans we service for others as well as those we hold in our loan portfolio. We use foreclosure, however, only as a last resort for dealing with borrowers experiencing financial hardships. We employ extensive contact and restructuring procedures to attempt to find other solutions for our borrowers. We maintain appropriate staffing in our workout and collection teams to ensure troubled borrowers receive appropriate attention and assistance.

TROUBLED DEBT RESTRUCTURINGS (TDRs)

Table 32: Troubled Debt Restructurings (TDRs) (1)

(in millions)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Commercial TDRs
Commercial and industrial	$2,026	2,192	1,821	1,251
Real estate mortgage	2,262	1,752	1,444	1,152
Real estate construction	1,008	795	694	711
Leasing	33	51	84	25
Foreign	20	9	10	6

Total commercial TDRs	5,349	4,799	4,053	3,145

Consumer TDRs
Real estate 1-4 family first mortgage	13,799	13,512	12,938	12,261
Real estate 1-4 family junior lien mortgage	1,986	1,975	1,910	1,824
Other revolving credit and installment	872	875	838	859
Trial modifications (2)	651	668	942	944

Total consumer TDRs	17,308	17,030	16,628	15,888

Total TDRs	$22,657	21,829	20,681	19,033

TDRs on nonaccrual status	$6,811	6,758	6,568	6,129
TDRs on accrual status	15,846	15,071	14,113	12,904

Total TDRs	$22,657	21,829	20,681	19,033

(1)	Amounts reported for June 30 and March 31, 2011, have been revised to reflect the retrospective adoption from the beginning of 2011 during third quarter 2011 of ASU 2011-02, which provides guidance under what circumstances a restructured loan should be classified as a TDR. The impact of adopting ASU 2011-02 increased total commercial TDRs by $1.5 billion and $793 million at June 30 and March 31, 2011, respectively.
(2)	Based on clarifying guidance from the Securities and Exchange Commission (SEC) received in December 2011, we classify trial modifications as TDRs at the beginning of the trial period. For many of our consumer real estate modification programs, we may require a borrower to make trial payments generally for a period of three to four months. Prior to the SEC clarification, we classified trial modifications as TDRs once a borrower successfully completed the trial period in accordance with the terms.

Table 32 provides information regarding the recorded investment of loans modified in TDRs. It reflects the retrospective adoption from the beginning of 2011 of ASU 2011-2, which provided additional guidance for classifying modifications as TDRs. This new guidance specifically clarifies, among other things, the definition of a concession, including how to evaluate modified loan terms against terms that would be commensurate for loans with similar credit risk. For our commercial loan modifications, we do not typically modify principal through forgiveness or forbearance or reduce the contractual interest rate. In fact, in many cases, we obtain higher rates of interest, additional collateral or guarantor support, or other improvements to the terms. Certain commercial loan modifications are now classified as TDRs under the clarified guidance. The allowance for loan losses for TDRs was $5.2 billion and $3.9 billion at December 31, 2011 and 2010, respectively. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more information.

We do not forgive principal for a majority of our TDRs, but in those situations where principal is forgiven, the entire amount of such principal forgiveness is immediately charged off to the extent not done so prior to the modification. We sometimes delay the timing on the repayment of a portion of principal (principal forbearance) and charge off the amount of forbearance if that amount is not considered fully collectible.

Our nonaccrual policies are generally the same for all loan types when a restructuring is involved. We underwrite loans at the time of restructuring to determine whether there is sufficient evidence of sustained repayment capacity based on the borrower’s documented income, debt to income ratios, and other factors. Loans lacking sufficient evidence of sustained repayment capacity at the time of modification are charged down to the fair value of the collateral, if applicable. For an accruing loan that has been modified, if the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will remain in accruing status. Otherwise, the loan will be placed in nonaccrual status until the borrower demonstrates a sustained period of performance, generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to modification. Loans will also be placed on nonaccrual, and a corresponding charge-off is recorded to the loan balance, if we believe that principal and interest contractually due under the modified agreement will not be collectible.

Risk Management – Credit Risk Management (continued)

Table 33 provides an analysis of the changes in TDRs.

Table 33: Analysis of Changes in TDRs

	Quarter ended

(in millions)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011

Commercial TDRs
Balance, beginning of quarter	$4,799	4,053	3,145	1,751
Inflows	1,271	1,321	1,275	1,512
Outflows
Charge-offs	(84)	(68)	(36)	(64)
Foreclosures	(16)	(23)	(21)	(4)
Payments, sales and other (1)	(621)	(484)	(310)	(50)

Balance, end of quarter	5,349	4,799	4,053	3,145

Consumer TDRs
Balance, beginning of quarter	17,030	16,628	15,888	14,929
Inflows	904	1,455	1,574	1,740
Outflows
Charge-offs	(261)	(290)	(289)	(251)
Foreclosures	(33)	(39)	(33)	(39)
Payments, sales and other (1)	(315)	(450)	(510)	(513)
Net change in trial modifications (2)	(17)	(274)	(2)	22

Balance, end of quarter	17,308	17,030	16,628	15,888

Total TDRs	$22,657	21,829	20,681	19,033

(1)	Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to held-for-sale.
(2)	Net change in trial modifications is made up of inflows of new TDRs entering trial payment period, and outflows of modifications that successfully perform and enter into a permanent modification or do not perform according to the terms of the trial period plan, and as a result are charged-off or moved to foreclosure. Our recent experience is that most of the mortgages that enter a trial payment period program are successful in completing the program requirements.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING Loans 90 days or more past due as to interest or principal are still accruing if they are (1) well-secured and in the process of collection or (2) real estate 1-4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $8.7 billion, $11.6 billion and $16.1 billion at December 31, 2011, 2010 and 2009, respectively, are excluded from this disclosure even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

Excluding insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2011, were down $601 million, or 23%, from December 31, 2010. The decline was due to loss mitigation activities including modifications and increased collection capacity/process improvements, charge-offs, lower early stage delinquency levels and credit stabilization. Loans 90 days or more past due and still accruing whose repayments are insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $20.5 billion at December 31, 2011, up from $15.8 billion at December 31, 2010, due primarily to growth in the FHA/VA portfolio over the past two years and the subsequent seasoning of those loans.

Table 34 reflects non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed. For additional information on delinquencies by loan class, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 34: Loans 90 Days or More Past Due and Still Accruing

	December 31,

(in millions)	2011	2010	2009	2008	2007

Loans 90 days or more past due and still accruing:
Total (excluding PCI)	$22,569	18,488	22,188	11,831	6,393
Less: FHA Insured/VA guaranteed (1)	19,240	14,733	15,336	8,185	4,834
Less: Student loans guaranteed under the FFELP (2)	1,281	1,106	994	765	333

Total, not government insured/guaranteed	$2,048	2,649	5,858	2,881	1,226

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$153	308	590	218	32
Real estate mortgage	256	104	1,014	70	10
Real estate construction	89	193	909	250	24
Foreign	6	22	73	34	52

Total commercial	504	627	2,586	572	118

Consumer:
Real estate 1-4 family first mortgage (3)	781	941	1,623	883	286
Real estate 1-4 family junior lien mortgage (3)	279	366	515	457	201
Credit card	346	516	795	687	402
Other revolving credit and installment	138	199	339	282	219

Total consumer	1,544	2,022	3,272	2,309	1,108

Total, not government insured/guaranteed	$2,048	2,649	5,858	2,881	1,226

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(2)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP).
(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

Risk Management – Credit Risk Management (continued)

NET CHARGE-OFFS

Table 35: Net Charge-offs

	Year ended		Quarter ended

	December 31,		December 31,		September 30,		June 30,		March 31,

($ in millions)	Net loan charge- offs	% of avg. loans	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans (1)

2011
Commercial:
Commercial and industrial	$1,179	0.75%	$310	0.74%	$261	0.65%	$254	0.66%	$354	0.96%
Real estate mortgage	493	0.48	117	0.44	96	0.37	128	0.50	152	0.62
Real estate construction	205	0.95	(5)	(0.09)	55	1.06	72	1.32	83	1.38
Lease financing	14	0.11	4	0.13	3	0.11	1	0.01	6	0.18
Foreign	128	0.35	45	0.45	8	0.08	47	0.52	28	0.34

Total commercial	2,019	0.61	471	0.54	423	0.50	502	0.62	623	0.79

Consumer:
Real estate 1-4 family first mortgage	3,478	1.53	844	1.46	821	1.46	909	1.62	904	1.60
Real estate 1-4 family junior lien mortgage	3,545	3.91	800	3.64	842	3.75	909	3.97	994	4.25
Credit card	1,198	5.58	256	4.63	266	4.90	294	5.63	382	7.21
Other revolving credit and installment	1,059	1.22	269	1.24	259	1.19	224	1.03	307	1.42

Total consumer	9,280	2.18	2,169	2.02	2,188	2.06	2,336	2.21	2,587	2.42

Total	$11,299	1.49%	$2,640	1.36%	$2,611	1.37%	$2,838	1.52%	$3,210	1.73%

2010
Commercial:
Commercial and industrial	$2,348	1.57%	$500	1.34%	$509	1.38%	$689	1.87%	$650	1.68%
Real estate mortgage	1,083	1.10	234	0.94	218	0.87	360	1.47	271	1.12
Real estate construction	1,079	3.45	171	2.51	276	3.72	238	2.90	394	4.45
Lease financing	100	0.74	21	0.61	23	0.71	27	0.78	29	0.85
Foreign	145	0.49	28	0.36	39	0.52	42	0.57	36	0.52

Total commercial	4,755	1.47	954	1.19	1,065	1.33	1,356	1.69	1,380	1.68

Consumer:
Real estate 1-4 family first mortgage	4,378	1.86	1,024	1.77	1,034	1.78	1,009	1.70	1,311	2.17
Real estate 1-4 family junior lien mortgage	4,723	4.65	1,005	4.08	1,085	4.30	1,184	4.62	1,449	5.56
Credit card	2,178	9.74	452	8.21	504	9.06	579	10.45	643	11.17
Other revolving credit and installment	1,719	1.94	404	1.84	407	1.83	361	1.64	547	2.45

Total consumer	12,998	2.90	2,885	2.63	3,030	2.72	3,133	2.79	3,950	3.45

Total	$17,753	2.30%	$3,839	2.02%	$4,095	2.14%	$4,489	2.33%	$5,330	2.71%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized.

Table 35 presents net charge-offs for the four quarters and full year of 2011 and 2010. Net charge-offs in 2011 were $11.3 billion (1.49% of average total loans outstanding) compared with $17.8 billion (2.30%) in 2010. Total net charge-offs decreased in 2011 due in part to modestly improving economic conditions, aggressive loss mitigation activities aimed at working with our customers through their financial challenges, and a runoff of the pool of the most challenged vintages/relationships in the portfolio. Total net charge-offs decreased in each of the first three quarters of the year and were essentially flat in fourth quarter 2011.

Net charge-offs in the 1-4 family first mortgage portfolio totaled $3.5 billion in 2011, compared with $4.4 billion a year ago.

Net charge-offs in the real estate 1-4 family junior lien portfolio decreased $1.2 billion to $3.5 billion in 2011. More information about the home equity portfolio, which includes substantially all of our real estate 1-4 family junior lien mortgage loans, is available in Table 27 in this Report and the related discussion.

Credit card charge-offs decreased $980 million to $1.2 billion in 2011. Delinquency levels stabilized and loss levels continued to improve in 2011 as the economy showed signs of stabilization.

Commercial net charge-offs were $2.0 billion in 2011 compared with $4.8 billion in 2010, as market liquidity and improving market conditions helped stabilize performance results.

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

We employ a disciplined process and methodology to establish our allowance for credit losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade-specific loss factors. The process involves subjective as well as complex judgments. In addition, we review a variety of credit metrics and trends. These trends, however, do not solely determine the appropriate allowance amount as we use several analytical tools. For additional information on our allowance for credit losses, see the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

We believe the allowance for credit losses of $19.7 billion at December 31, 2011, was appropriate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at December 31, 2011. The allowance for credit losses is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. In addition to the allowance for credit losses there was $10.7 billion and $13.4 billion of nonaccretable difference at December 31, 2011 and 2010, respectively, to absorb losses for PCI loans.

As a result of PCI accounting, the book value of high risk loans was written down at the time of acquisition. Therefore, the allowance for credit losses is lower than otherwise would have been required without PCI loan accounting and certain ratios of the Company may not be directly comparable with periods prior to the merger or with credit-related ratios of other financial institutions. For additional information on PCI loans, see the “Risk Management – Credit Risk Management – Purchased Credit-Impaired Loans” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

The ratio of the allowance for credit losses to total nonaccrual loans may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over half of nonaccrual loans were home mortgages, auto and other consumer loans at December 31, 2011.

Risk Management – Credit Risk Management (continued)

The $3.7 billion decline in the allowance for loan losses in 2011 reflected the release of allowance due to lower levels of inherent credit loss in the portfolio compared with prior year-end levels. Total provision for credit losses was $7.9 billion in 2011, $15.8 billion in 2010 and $21.7 billion in 2009. The 2011 provision was $3.4 billion less than net charge-offs. Primary drivers of the 2011 provision reduction were decreased net charge-offs and continued improvement in the credit quality of the commercial and consumer portfolios and related loss estimates as seen in declining delinquency and nonperforming loan levels. Absent significant deterioration in the economy, we expect future allowance releases in 2012, although at more modest levels.

In 2010, the provision of $15.8 billion was $2.0 billion less than net charge-offs. The reduction in the provision was primarily due to continued improvement in the consumer portfolios and related loss estimates and improvement in economic conditions. These drivers were partially offset by an increase in impaired loans and related allowance primarily associated with increased consumer loan modification efforts and a $693 million addition to the allowance due to adoption of consolidation accounting guidance on January 1, 2010.

In 2009, the provision of $21.7 billion was $3.5 billion greater than net charge-offs. Primary drivers of the 2009 provision were deterioration in economic conditions that increased the projected losses in our commercial portfolios, additional allowance associated with loan modification programs designed to keep qualifying borrowers in their homes, and the establishment of additional allowance for PCI loans.

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

Changes in the allowance reflect changes in statistically derived loss estimates, historical loss experience, current trends in borrower risk and/or general economic activity on portfolio performance, and management’s estimate for imprecision and uncertainty, including ongoing discussions with regulatory and government agencies regarding mortgage foreclosure-related matters.

Table 36 presents an analysis of the allowance for credit losses by loan segments and classes for the last five years.

Table 36: Allocation of the Allowance for Credit Losses (ACL)

	December 31,

	2011			2010		2009(1)		2008(1)		2007

(in millions)	ACL		Loans as % of total loans	ACL	Loans as % of total loans	ACL	Loans as % of total loans	ACL	Loans as % of total loans	ACL	Loans as % of total loans

Commercial:
Commercial and industrial		$2,649	22%	$3,299	20%	$4,014	20%	$4,129	23%	$1,137	24%
Real estate mortgage		2,550	14	3,072	13	2,398	12	931	11	288	9
Real estate construction		893	2	1,387	4	1,242	5	1,103	5	156	5
Lease financing		82	2	173	2	181	2	135	2	51	2
Foreign		185	5	237	4	306	4	265	4	144	2

Total commercial		6,358	45	8,169	43	8,141	43	6,563	45	1,776	42

Consumer:
Real estate 1-4 family first mortgage		6,934	30	7,603	30	6,449	29	4,938	28	415	19
Real estate 1-4 family junior lien mortgage		3,897	11	4,557	13	5,430	13	4,496	13	1,329	20
Credit card		1,294	3	1,945	3	2,745	3	2,463	3	834	5
Other revolving credit and installment		1,185	11	1,189	11	2,266	12	3,251	11	1,164	14

Total consumer		13,310	55	15,294	57	16,890	57	15,148	55	3,742	58

Total		$19,668	100%	$23,463	100%	$25,031	100%	$21,711	100%	$5,518	100%

	December 31,

	2011			2010		2009		2008		2007

Components:
Allowance for loan losses	$		19,372		23,022		24,516		21,013		5,307
Allowance for unfunded credit commitments			296		441		515		698		211

Allowance for credit losses	$		19,668		23,463		25,031		21,711		5,518

Allowance for loan losses as a percentage of total loans			2.52%		3.04		3.13		2.43		1.39
Allowance for loan losses as a percentage of total net charge-offs			171		130		135		268		150
Allowance for credit losses as a percentage of total loans			2.56		3.10		3.20		2.51		1.44
Allowance for credit losses as a percentage of total nonaccrual loans			92		89		103		319		206

(1)	Certain amounts have been revised from previous presentation to conform with the allocation methodology used in 2011 and to recognize a reclassification of loans from commercial real estate to commercial construction that occurred on a retrospective basis in 2010.

Risk Management – Credit Risk Management (continued)

LIABILITY FOR MORTGAGE LOAN REPURCHASE LOSSES  We sell residential mortgage loans to various parties, including (1) government-sponsored entities Freddie Mac and Fannie Mae (GSEs) who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed mortgage loans that back securities guaranteed by GNMA. We may be required to repurchase these mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach.

We have established a mortgage repurchase liability related to various representations and warranties that reflect management’s estimate of losses for loans for which we have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Our mortgage repurchase liability estimation process also incorporates a forecast for repurchase demands associated with mortgage insurance rescission activity. Currently, repurchase demands primarily relate to 2006 through 2008 vintages and to GSE-guaranteed MBS.

During 2011, we continued to experience elevated levels of repurchase activity measured by the number of investor repurchase demands and our level of repurchases. We repurchased or reimbursed investors for incurred losses on mortgage loans with original balances of $2.8 billion in 2011, compared with $2.6 billion in 2010. Additionally, we negotiated settlements on pools of mortgage loans with original sold balances of $341 million in 2011, compared with $675 million in 2010, to eliminate the risk of repurchase on these loans. We incurred net losses on repurchased loans, investor reimbursements and loan pool global settlements totaling $1.2 billion in 2011, compared with $1.4 billion in 2010.

Table 37 provides the number of unresolved repurchase demands and mortgage insurance rescissions. We do not typically receive repurchase requests from GNMA, FHA/HUD or VA. As an originator of an FHA insured or VA guaranteed loan, we are responsible for obtaining the insurance with FHA or the guarantee with the VA. To the extent we are not able to obtain the insurance or the guarantee we must request to repurchase the loan from the GNMA pool. Such repurchases from GNMA pools typically represent a self-initiated process upon discovery of the uninsurable loan (usually within 180 days from funding of the loan). Alternatively, in lieu of repurchasing loans from GNMA pools, we may be asked by the FHA/HUD or the VA to indemnify them (as applicable) for defects found in the Post Endorsement Technical Review process or audits performed by FHA/HUD or the VA. Our liability for mortgage loan repurchase losses incorporates probable losses associated with such indemnification.

Table 37: Unresolved Repurchase Demands and Mortgage Insurance Rescissions

	Government sponsored entities (1)		Private		Mortgage insurance rescissions with no demand (2)		Total

($ in millions)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)

2011
December 31,	7,066	$1,575	470	$167	1,178	$268	8,714	$2,010
September 30,	6,577	1,500	582	208	1,508	314	8,667	2,022
June 30,	6,876	1,565	695	230	2,019	444	9,590	2,239
March 31,	6,210	1,395	1,973	424	2,885	674	11,068	2,493

2010
December 31,	6,501	1,467	2,899	680	3,248	801	12,648	2,948
September 30,	9,887	2,212	3,605	882	3,035	748	16,527	3,842
June 30,	12,536	2,840	3,160	707	2,979	760	18,675	4,307
March 31,	10,804	2,499	2,320	519	2,843	737	15,967	3,755

(1)	Includes repurchase demands of 861 and $161 million, 878 and $173 million, 892 and $179 million, 685 and $132 million, 1,495 and $291 million, 2,263 and $437 million, 2,141 and $417 million, and 1,824 and $372 million for December 31, September 30, June 30 and March 31, 2011 and 2010, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller.
(2)	As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 20% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescissions notices received in 2010, approximately 70% have resulted in repurchase demands through December 2011. Not all mortgage insurance rescissions received in 2010 have been completed through the appeals process with the mortgage insurer and upon successful appeal, we work with the investor to rescind the repurchase demand.
(3)	While the original loan balances related to these demands are presented above, the establishment of the repurchase liability is based on a combination of factors, such as our appeals success rates, reimbursement by correspondent and other third-party originators, and projected loss severity, which is driven by the difference between the current loan balance and the estimated collateral value less costs to sell the property.

The level of repurchase demands outstanding at December 31, 2011, was down from a year ago in both number of outstanding loans and in total dollar balances as we continued to work through the demands. Customary with industry practice, we have the right of recourse against correspondent lenders from whom we have purchased loans with respect to representations and warranties. Of total repurchase demands and mortgage insurance recissions outstanding as of December 31, 2011, presented in Table 37, approximately 20% relate to loans purchased from correspondent lenders. Due primarily to the financial difficulties of some correspondent lenders, we typically recover on average approximately 50% of losses from these lenders. Historical recovery rates as well as projected lender performance are incorporated in the establishment of our mortgage repurchase liability.

Our liability for repurchases, included in “Accrued expenses and other liabilities” in our consolidated financial statements, was $1.3 billion at both December 31, 2011 and 2010. In 2011 $1.3 billion of additions to the liability were recorded, which reduced net gains on mortgage loan origination/sales activities, compared with $1.6 billion in 2010. Our additions to the repurchase liability in 2011 and 2010 predominately reflect updated assumptions about probable future demands on prior vintages. This increase in our estimate for probable future demands in 2011 was primarily due to an increase in repurchase demands from the GSEs on the 2006-2008 vintages with a higher than anticipated increase from the Federal National Mortgage Association (FNMA) in the latter half of 2011.

We believe we have a high quality residential mortgage loan servicing portfolio. Of the $1.8 trillion in the residential mortgage loan servicing portfolio at December 31, 2011, 92% was current, less than 2% was subprime at origination, and less than 1% was home equity securitizations. Our combined delinquency and foreclosure rate on this portfolio was 7.96% at December 31, 2011, compared with 8.02% at December 31, 2010. In this portfolio 5% are private label securitizations where we originated the loan and therefore have some repurchase risk. We believe the risk of repurchase in our private label securitizations is substantially reduced, relative to other private label securitizations, because approximately half of this portfolio of private label securitizations that include our mortgage loans do not contain representations and warranties regarding borrower or other third party misrepresentations related to the mortgage loan, general compliance with underwriting guidelines, or property valuation, which are commonly asserted bases for repurchase. For this 5% private label securitization segment of our residential mortgage loan servicing portfolio, 58% are loans from 2005 vintages or earlier (weighted average age of 75 months); 79% were prime at origination; and approximately 66% are jumbo loans. The weighted-average LTV as of December 31, 2011, for this private securitization segment was 78%. We believe the highest risk segment of these private label securitizations is the subprime loans originated in 2006 and 2007. These subprime loans have seller representations and warranties and currently have LTVs close to or exceeding 100%, and represent 9% of the 5% private label securitization portion of the residential mortgage servicing portfolio. We had only $110 million of repurchases related to private label securitizations in 2011. Of the servicing portfolio, 4% is non-agency acquired servicing and 2% is private whole loan sales. We did not underwrite and securitize the non-agency acquired servicing and therefore we have no obligation on that portion of our servicing portfolio to the investor for any repurchase demands arising from origination practices. For the private whole loan segment, while we do have repurchase risk on these prior loan sales, less than 2% were subprime at origination and loans that were sold and subsequently securitized are included in the private label securitization segment discussed above.

Table 38 summarizes the changes in our mortgage repurchase liability.

Risk Management – Credit Risk Management (continued)

Table 38: Changes in Mortgage Repurchase Liability

	Quarter ended

	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Year ended Dec. 31,

(in millions)					2011	2010

Balance, beginning of period	$1,194	1,188	1,207	1,289	1,289	1,033
Provision for repurchase losses:
Loan sales	27	19	20	35	101	144
Change in estimate (1)	377	371	222	214	1,184	1,474

Total additions	404	390	242	249	1,285	1,618
Losses	(272)	(384)	(261)	(331)	(1,248)	(1,362)

Balance, end of period	$1,326	1,194	1,188	1,207	1,326	1,289

(1)	Results from such factors as credit deterioration, changes in investor demand and mortgage insurer practices, and changes in the financial stability of correspondent lenders.

The mortgage repurchase liability of $1.3 billion at December 31, 2011, represents our best estimate of the probable loss that we may incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $2.1 billion at December 31, 2011, and was determined based upon modifying the assumptions utilized in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions. For additional information on our repurchase liability, see the “Critical Accounting Policies – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

The repurchase liability is predominantly applicable to loans we originated and sold with representations and warranties. Most of these loans are included in our servicing portfolio. Our repurchase liability estimate involves consideration of many factors that influence the key assumptions of what our repurchase volume may be and what loss on average we may incur. Those key assumptions and the sensitivity of the liability to immediate adverse changes in them at December 31, 2011, are presented in Table 39. For additional information about the range of loss that is reasonably possible in excess of the recorded mortgage repurchase liability, see Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Table 39: Mortgage Repurchase Liability – Sensitivity / Assumptions

(in millions)	Mortgage repurchase liability

Balance at December 31, 2011	$1,326
Loss on repurchases (1)	40.0%
Increase in liability from:
10% higher losses	$133
25% higher losses	333
Repurchase rate assumption	0.3%
Increase in liability from:
10% higher repurchase rates	$122
25% higher repurchase rates	304

(1)	Represents total estimated average loss rate on repurchased loans, net of recovery from third party originators, based on historical experience and current economic conditions. The average loss rate includes the impact of repurchased loans for which no loss is expected to be realized.

To the extent that economic conditions and the housing market do not improve or future investor repurchase demands and appeals success rates differ from past experience, we could continue to have increased demands and increased loss severity on repurchases, causing future additions to the repurchase liability. However, some of the underwriting standards that were permitted by the GSEs for conforming loans in the 2006 through 2008 vintages, which significantly contributed to recent levels of repurchase demands, were tightened starting in mid to late 2008. Accordingly, we do not expect a similar rate of repurchase requests from the 2009 and prospective vintages, absent deterioration in economic conditions or changes in investor behavior.

In October 2011, the Arizona Department of Insurance assumed full and exclusive power of management and control of PMI Mortgage Insurance Co. (PMI) and announced that PMI will pay 50% of claim amounts in cash, with the rest deferred. In November 2011, PMI’s parent company, PMI Group Inc., filed for Chapter 11 bankruptcy. Wells Fargo has previously utilized PMI to provide mortgage insurance on certain loans originated and held in our portfolio. Additionally, PMI has provided mortgage insurance on loans originated and sold to third-party investors. For loans sold to third-party investors, there is no additional risk of repurchase loss to Wells Fargo associated with the deferred insurance claim amounts from PMI since this credit risk is owned by the investor in the loan. We also hold a small amount of residential mortgage-backed securities, which are backed by mortgages with a limited amount of insurance provided by PMI. Because the loans and securities held in our portfolios with PMI insurance support are limited in amount, we do not anticipate the deferred claim payments will result in a material adverse effect on our consolidated financial statements.

RISKS RELATING TO SERVICING ACTIVITIES In addition to servicing loans in our portfolio, we act as servicer and/or master servicer of residential mortgage loans included in GSE-guaranteed mortgage securitizations, FHA/VA/GNMA-guaranteed mortgage securitizations and private label mortgage securitizations, as well as for unsecuritized loans owned by institutional investors. The following discussion summarizes the primary duties and requirements of servicing and related recent industry developments.

General Servicing Duties and Requirements

The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payments due from borrowers, (2) advance certain delinquent payments of principal and interest, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, (5) foreclose on defaulted mortgage loans or, to the extent consistent with the documents governing a securitization, consider alternatives to foreclosure, such as loan modifications or short sales, and (6) for loans sold into private label securitizations, manage the foreclosed property through liquidation. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, (2) consult with each servicer and use reasonable efforts to cause the servicer to observe its servicing obligations, (3) prepare monthly distribution statements to security holders and, if required by the securitization documents, certain periodic reports required to be filed with the SEC, (4) if required by the securitization documents, calculate distributions and loss allocations on the mortgage-backed securities, (5) prepare tax and information returns of the securitization trust, and (6) advance amounts required by non-affiliated servicers who fail to perform their advancing obligations.

Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, most private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or for errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or against any of our acts or omissions that involve wilful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan.

Foreclosure and Securitization Matters

During fourth quarter 2010, we identified practices where the final steps relating to the execution of foreclosure affidavits, as well as some aspects of the notarization process were not adhered to. Any re-execution or redelivery of any documents in connection with foreclosures will involve costs that may not be legally or otherwise reimbursable to us to the extent they relate to securitized mortgage loans. Further, if the validity of any foreclosure action is challenged by a borrower, whether successfully or not, we may incur significant litigation costs, which may not be reimbursable to us to the extent they relate to securitized mortgage loans. In addition, if a court were to overturn a foreclosure due to errors or deficiencies in the foreclosure process, we may have liability to the borrower if the required process was not followed and such failure resulted in damages to the borrower. We could also have liability to a title insurer that insured the title to the property sold in foreclosure. Any such liabilities may not be reimbursable to us to the extent they relate to a securitized mortgage loan.

When we securitize mortgage loans we have an obligation to deliver mortgage notes, assignments and other critical documents. Although we continue to believe that we delivered all documents in accordance with the requirements of each securitization involving our mortgage loans, if any required document with respect to a securitized mortgage loan sold by us is missing or materially defective, we would be obligated to cure the defect or to repurchase the loan.

To facilitate securitizations it is a common industry practice to record mortgages in the name of Mortgage Electronic Registration Systems, Inc. (MERS). Attorneys general of most states have alleged that this common industry practice creates issues regarding whether a securitization trust has good title to the mortgage loan. MERS is a company that acts as mortgagee of record and as nominee for the owner of the related mortgage note. When mortgages are assigned, such as between an originator and a securitization trust, the change is recorded electronically on a register maintained by MERS. The purpose of MERS is to save borrowers and lenders from having to record assignments of mortgages in county land offices each time ownership of the mortgage note is assigned. Although MERS has been in existence and used for many years, it has recently been

Risk Management – Credit Risk Management (continued)

alleged by attorneys general that having a mortgagee of record that is different from the owner of the mortgage note “breaks the chain of title” and clouds the ownership of the loan. We do not believe that to be the case, and believe that the operative legal principle is that the ownership of a mortgage follows the ownership of the mortgage note, and that a securitization trust should have good title to a mortgage loan if the note is endorsed and delivered to it, regardless of whether MERS is the mortgagee of record or whether an assignment of mortgage is recorded to the trust. However, in order to foreclose on the mortgage loan, it may be necessary for an assignment of the mortgage to be completed by MERS to the trust, in order to comply with state law requirements governing foreclosure. Our practice is to obtain assignments of mortgages from MERS prior to commencing the foreclosure process.

Consent Orders and Settlement in Principle

In April 2011, the Board of Governors of the Federal Reserve System (FRB) and the Office of the Comptroller of the Currency (OCC) issued Consent Orders that require us to correct deficiencies in our residential mortgage loan servicing and foreclosure practices that were identified by federal banking regulators in their fourth quarter 2010 review. The Consent Orders also require that we improve our servicing and foreclosure practices. We have already implemented many of the operational changes that will result from the expanded servicing responsibilities outlined in the Consent Orders.

On February 9, 2012, the OCC and FRB announced the imposition of civil money penalties of $83 million and $85 million, respectively, pursuant to the Consent Orders. These penalties will be satisfied through payments made under a separate simultaneous federal/state settlement in principle, announced on the same day, among the Department of Justice, Department of Housing and Urban Development (HUD), the Department of the Treasury, the Department of Veterans Affairs, the Federal Trade Commission (FTC), the Executive Office of the U.S. Trustee, the Consumer Financial Protection Bureau, a task force of Attorneys General representing 49 states, Wells Fargo, and four other servicers related to investigations of mortgage industry servicing and foreclosure practices. While Oklahoma is not participating in the larger settlement, it is settling separately with the five servicers with a simplified agreement. Under the settlement in principle, the terms of which do not become final until approval of the settlement agreement by the U.S. District Court and execution of a consent order, which will be in effect for three and one-half years (subject to a trailing review period), we have agreed to the following programmatic commitments, consisting of three components totalling $5.3 billion:

•

Consumer Relief Program For qualified borrowers with financial hardship and a loan owned and serviced by Wells Fargo, a commitment to provide $3.4 billion in aggregate consumer relief and assistance programs, including expanded first and second mortgage modifications that broaden the use of principal reduction to help customers achieve affordability, an expanded short sale program that includes waivers of deficiency balances, forgiveness of arrearages for unemployed borrowers, cash-for-keys payments to borrowers who voluntarily vacate properties, and “anti-blight” provisions designed to reduce the impact on communities of vacant properties. As of December 31, 2011, the expected impact of the Consumer Relief Program was covered in our allowance for credit losses and in the nonaccretable difference relating to our purchased credit-impaired residential mortgage portfolio.

•

Refinance Program For qualified borrowers with little or negative equity in their home and a loan owned and serviced by Wells Fargo, an expanded first-lien refinance program commitment estimated to provide $900 million of aggregate payment relief over the life of the refinanced loans. The Refinance Program will not result in any current-period charge as its impact will be recognized over a period of years in the form of lower interest income as qualified borrowers benefit from reduced interest rates on loans refinanced under the program.

•

Foreclosure Assistance Payment $1 billion paid directly to the federal government and the participating states for their use to address the impact of foreclosure challenges as they see fit and which may include direct payments to consumers. As of December 31, 2011, we had fully accrued for the Foreclosure Assistance Payment.

California (under a separate California Agreement) and Florida (under a separate Florida Agreement) will receive state-specific sub-commitments totaling $1.95 billion and $1.0 billion, respectively, regarding the amount of Consumer Relief and Refinance Program benefits for these two states as a part of, and not in addition to, the overall commitment to all states for these two programs.

The amount of credit we will receive toward fulfilling our commitments under the Consumer Relief and Refinance Programs will be determined based upon the nature of the modification or other relief to the borrower, the characteristics of the loan and the timing of the modification or relief. The terms of the Consumer Relief and Refinance Programs as well as other servicing matters are discussed in more detail below.

Consumer Relief Program

The Consumer Relief Program allows for selection from a menu of various alternatives to meet the $3.4 billion overall commitment, subject to servicer agreements, agreements with the U.S. Treasury, investor guidelines, mortgage or bond insurer requirements, or other applicable requirements, and is intended to provide assistance to eligible borrowers who are experiencing financial difficulty. Eligible borrowers include borrowers who have a pre-modification LTV in excess of 100%. The settlement provides for various modification and assistance programs with varying levels of credits, minimums, and maximums that can be used to satisfy the overall commitment amount for different activities, primarily including:

•	first lien principal forgiveness for LTV less than or equal to 175%: 100% credit (must constitute at least 30% of the Consumer Relief Program credits);

•	first lien principal forgiveness for LTV greater than 175%: 50% credit for portion forgiven over 175% LTV;
•	forgiveness of forbearance amounts on existing loan modifications – 40% credit;
•	earned forgiveness over no more than a 3 year period: 85% credit for LTV less than or equal to 175%; 45% credit for forgiveness over 175% LTV;
•

second lien principal forgiveness: 90% credit for loans 90 days or less delinquent; 50% credit for loans greater than 90 but less than 180 days delinquent; 10% credit for loans 180 days more delinquent. Subject to a number of requirements, servicers participating in the settlement will be obligated to implement second lien principal forgiveness on second mortgages it owns when another participating servicer reduces principal on a first mortgage via its proprietary non-HAMP modification programs (must constitute at least 60% of the Consumer Relief Program credits when combined with the first lien principal forgiveness credits);

•	deficiency balance waivers on first and second lien loans: 10% credit;
•	short sale deficiency balance waivers on first and second lien loans: 20% to 100% credit depending on whether the servicer, servicer/lien holder or investor incurs the loss;
•	payment arrearages forgiveness for unemployed borrowers: 100% credit;
•

transitional funds paid to homeowners in connection with a short sale or deed-in-lieu of foreclosure for payments in excess of $1,500: 45% credit if a non-GSE investor bears the cost or 100% if the servicer bears the cost;

•	anti-blight – forgiveness of principal associated with properties where foreclosure is not pursued: 50% credit;
•	anti-blight – cash costs paid by servicer for property demolition – 100% credit; and
•	anti-blight – donation of real estate owned properties to qualifying recipients such as non-profit organizations: 100% credit.

Additionally, the Consumer Relief Program limits the total amount of credits that may be applied toward the $3.4 billion commitment from certain activities such as:

•	credits from deficiency balance waivers are limited to 10% of credits under the Consumer Relief Program;
•	credits for forgiveness of forbearance are limited to 12.5% of credits under the Consumer Relief Program; and
•	anti-blight provisions are limited to 12% of credits under the Consumer Relief Program.

We will begin to receive credit towards satisfaction of the requirements of the Consumer Relief Program for any activities taken on or after March 1, 2012. We can also receive an additional 25% credit for any first or second lien principal reduction taken within one year from March 1, 2012. Because we will not receive dollar-for-dollar credit for the relief provided in some circumstances, the actual relief we provide to borrowers will likely exceed our commitment. The terms also require that we satisfy 75% of the commitments under the Consumer Relief Program within two years from March 1, 2012. If we do not meet this two-year requirement and also do not meet the entire commitment within three years, we are required to pay an amount equal to 140% of the unmet commitment amount. If we meet the two-year commitment target, but do not meet the entire commitment amount within the three years, we are required to pay an amount equal to 125% of the unmet commitment amount. We expect that we will be able to meet our commitment (and state-level sub-commitments) on the Consumer Relief Program within the required timeframes.

We expect to be able to meet our Consumer Relief Program commitment primarily through our first and second lien modification and short sale and other deficiency balance waiver programs. We have evaluated our commitment along with the menu of credits and believe that fulfilling our commitment under the Consumer Relief Program has been appropriately considered in our estimation for the allowance for loan losses as well as our cash flow projections to evaluate the nonaccretable difference for our PCI portfolios at December 31, 2011.

Refinance Program

The Refinance Program is intended for borrowers in good standing who are not experiencing financial difficulty, but are not able to take advantage of refinancing at lower rates to lower their payments because they have little or negative equity in their home. The terms of the pending settlement for the Refinance Program require that we provide notification to eligible borrowers indicating that they may refinance under the program. The minimum eligibility criteria for the program are as follows:

•	must be Wells Fargo owned first lien mortgage loan on property that is occupied;
•	loan must be current with no delinquencies in the last 12 months;
•	must be fixed rate, adjustable rate, or interest-only mortgages with an initial period of five years or more;
•	current LTV is greater than 100%;
•	loans originated prior to January 1, 2009;
•	loans must have a current interest rate of at least 5.25% or 100 basis points above the Freddie Mac current primary mortgage market survey rate, whichever is greater;
•

the minimum difference between the current interest rate and the offered interest rate under the Refinance Program must be at least 25 basis points or there must be at least a $100 reduction in monthly payment; and

•	the maximum unpaid principal balance must be below the GSE lending limit applicable to the respective state where the property is located.

Additionally, there are defined exclusions from the eligibility criteria such as FHA/VA loans, properties outside the 50 states, the District of Columbia and Puerto Rico, and loans for borrowers who have been in bankruptcy or foreclosure anytime in the prior 24 months. We are also permitted to extend the Refinance Program to borrowers beyond the minimum eligible population detailed above provided they have an LTV over 80% and would not have qualified for a refinance under our other offered refinance programs in existence as of September 30, 2011. The structure of the refinanced loans can vary to include interest rate reductions for the entire life of the loan or,

Risk Management – Credit Risk Management (continued)

depending on current interest rates, a minimum of 5 years. Additionally, the original term of the loan can be changed and the rate reduction can be executed via a modification of the existing loan terms or a refinance into a new loan. The new loan or modified loan must be a fully amortizing product and the new interest rate will be capped at 100 basis points over the Freddie Mac current primary mortgage market survey rate or 5.25%, whichever is greater, during the initial rate reduction period.

The credit we receive for each refinanced loan towards satisfying the $900 million financial commitment for the Refinance Program is calculated as the difference between the pre-existing interest rate and the new interest rate multiplied by the unpaid principal balance multiplied by a defined multiplier. The defined multiplier is 5 if the rate reduction only applies for 5 years or if the remaining term is less than 10 years, 6 if the remaining term is between 10 and 15 years, and 8 if the remaining term is greater than 15 years. In addition, the terms of the settlement allow for additional dollars spent on the Refinance Program to be credited towards satisfying the requirements of the Consumer Relief Program (25% for the first lien principal reduction obligations and 75% for the second lien principal reduction obligations) subject to certain caps. We will receive credit under the Refinance Program for activities taken on or after March 1, 2012. The Refinance Program allows for an additional 25% credit (additional credit) for all refinance credits earned in the first 12 months of the program. We expect that we will be able to complete the number of refinances necessary to satisfy the entire credit in the first 12 months of offering the Refinance Program. If successful in this regard, the estimated lifetime amount of interest income reduction to the portfolio will be approximately $720 million and the additional credit earned will be $180 million.

We expect that we will refinance approximately 20,000 borrowers with an unpaid principal balance of approximately $4.0 billion in order to meet the commitment amount under the Refinance Program. Based on the mix of loans we anticipate will be refinanced, we estimate their weighted average note rate will be reduced by approximately 260 annual basis points and that their weighted average estimated remaining life will be approximately 7 years. These estimates will be impacted by the actual number of eligible borrowers that accept a refinance offer, their existing and new note rates and the remaining term of the actual loans refinanced. The impact of fulfilling our commitment under the Refinance Program will be recognized over a period of years in the form of lower interest income as qualified borrowers benefit from reduced interest rates on loans refinanced under the Refinance Program. Based on our expectation that we will fulfill the credit needs for the Refinance Program within the first 12 months, we expect the future reduction in interest income to be approximately $100 million annually. As a result of refinancings under the Refinance Program we will be foregoing interest that we may not otherwise have agreed to forego. No loss was recognized in our financial statements for this estimated foregone interest income as the impact will be recognized over a period of years in the form of lower interest income as qualified borrowers benefit from reduced interest rates on loans refinanced under the Refinance Program. This impact to foregone interest income will be increased if we do not meet our expectation for fulfilling the total commitment for the Refinance Program in the first twelve months. The impact of this foregone interest income on our future net interest margin is anticipated to be modestly adverse and will be influenced by the overall mortgage interest rate environment, which products are accepted by the eligible borrowers, and the pace of the execution of the program. The Refinance Program will also impact our fair value for these loans. The estimated reduction to the fair value of our loans for the Refinance Program is approximately $700 million and will be impacted by our actual execution of the program and borrower acceptance rates.

Given that this component of the settlement relates to borrowers in good standing as to their payment history who are not experiencing financial difficulty, we will evaluate each borrower to confirm their ability to repay their mortgage obligation. This evaluation will include reviewing key credit and underwriting policy metrics to validate that these borrowers are not experiencing financial difficulty and therefore, actions taken under the Refinance Program would not be considered a troubled debt restructuring. To the extent we determine that an eligible borrower is experiencing financial difficulty, we will consider alternative modification programs which may result in loans being classified and accounted for as troubled debt restructurings.

We expect that we will be able to meet the obligations of our commitment for the Refinance Program (and any state-level sub-commitments) and will not be required to pay for not meeting our commitment.

Comprehensive National Servicing Standards

The settlement also establishes comprehensive national servicing standards that will govern loan default and foreclosure activities. These standards reflect a new set of best practices for mortgage servicing and not the identification of existing flaws or errors in current servicing practices. The national servicing standards include:

•	rules governing the preparation of documentation submitted in connection with judicial foreclosures, including foreclosure affidavits, declarations, and sworn statements;
•	rules governing the preparation of evidence submitted to support non-judicial and quasi-judicial foreclosures;
•	requirements for ensuring the accuracy of borrower’s account information;
•	documentation of the foreclosing entity’s enforceable interest in the note, holder status, and chain of assignment;
•	rules governing bankruptcy documentation and process including proofs of claim and motions for relief from stay;
•

rules governing the oversight of third-party providers including foreclosure law firms, foreclosure trustees, subservicers, and other third parties retained to provide foreclosure, bankruptcy, or mortgage servicing activities;

•	requirements for loss mitigation programs, including:
¡	notification to borrowers of loss mitigation options and enhanced communication of status of loss mitigation review;
¡	restriction of “dual track” progression of foreclosure during consideration for loan modification;
¡	establishment of a borrower “single point of contact”;

¡	development of electronic loan portals for status of first lien loan modifications; and
¡	establishment of loan modification decision review process
•	enhanced protections for service members;
•	restrictions on certain default, foreclosure, and bankruptcy-related service fees; and
•	restrictions on the imposition of force-placed insurance

Monitoring and Other Settlement Matters

The settlement will be overseen by a third party monitor who will receive quarterly reports from servicers capturing progress towards implementing the servicing standards and satisfaction of the commitments of the Consumer Relief Program and the Refinance Program. These reports will be based on an agreed upon set of metrics and other information relevant to our compliance obligations. The enforcement provisions of the settlement include the parties’ right to seek penalties for non-compliance, the monitor’s right to seek additional measurement metrics, and the right to enforce the Consent Order in federal court.

As part of the settlement, servicers will be released by the participating states and federal agencies from a number of servicing and origination claims. The releases given by the states and the federal agencies generally apply to “covered servicing conduct” and “covered origination conduct.” The state release and the federal release extend to “covered servicing conduct” prior to the effective date of the settlement. The federal release for “covered origination conduct” depends on which agency and which law is involved. The Department of Justice and the Treasury are releasing claims under federal consumer credit laws governing loan origination. The FTC is releasing claims relating to origination conduct. HUD’s release of claims relating to origination conduct is limited to claims based exclusively on false annual certifications of compliance that are submitted to HUD, and retains the right to pursue individual loan-level violations of the Federal Housing Administration origination rules and regulations. The

Department of Justice’s release from claims under the Financial Institutions Reform, Recovery, and Enforcement Act (claims involving harm to financial institutions or federal agencies based on intentional fraud or misrepresentation by a bank or its affiliates) is also limited.

A number of subject areas are carved out from the releases: criminal law violations, claims by natural persons, unpaid taxes, fair lending claims (the state release applies this exception only to loan origination conduct, while the federal release extends the exception to origination and servicing conduct), securitization claims (includes claims that the government could bring as an investor in mortgage-related securities and for the benefit of investors or for conduct directed at investors), claims against MERS or MERSCORP, Inc., although we are released from claims relating to our use of MERS (but still retain an obligation as a MERS shareholder to indemnify MERS against third-party claims), claims of county recorders, and certain existing litigation and other obligations. Under the sub-commitment agreement with California, there is a limited expansion of its ability to pursue certain origination claims involving individual claims for actual fraud against consumers for origination conduct occurring on or after July 1, 2009. There are also side agreements with New York, Delaware and Massachusetts whereby these states retain the right to pursue their existing MERS litigation, subject to certain limitations.

Other aspects of the federal release include a carve out under federal consumer credit laws for violations of RESPA related to private mortgage insurance and the retention of all rights by FHFA, Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Home Loan Bank, the SEC, the CFPB (after July 21, 2011) and the federal banking agencies.

Additional information on risks and litigation relating to servicing activities is included in Note 15 (Legal Actions) to Financial Statements in this Report.

Asset/Liability Management

Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The Corporate Asset/Liability Management Committee (Corporate ALCO), which oversees these risks and reports periodically to the Finance Committee of the Board, consists of senior financial and business executives. Each of our principal business groups has its own asset/liability management committee and process linked to the Corporate ALCO process.

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

We assess interest rate risk by comparing our most likely earnings plan with various earnings simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, as of December 31, 2011, our most recent simulation indicated estimated earnings at risk of less than 1% of our most likely earnings plan over the next 12 months under a range of both lower and higher interest rates, including a scenario in which the federal funds rate remains unchanged and the 10-year Constant Maturity Treasury bond yield averages below 2.00%, and a scenario in which the federal funds rate rises to 3.75% and the 10-year Constant Maturity Treasury bond yield increases to 5.10%. Simulation estimates depend on, and will change with, the size and mix of our actual and projected balance sheet at the time of each simulation. Due to timing differences between the quarterly valuation of MSRs and the eventual impact of interest rates on mortgage banking volumes, earnings at risk in any particular quarter could be higher than the average earnings at risk over the 12-month simulation period, depending on the path of interest rates and on our hedging strategies for MSRs. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.

We use exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. The notional or contractual amount, credit risk amount and estimated net fair value of these derivatives as of December 31, 2011 and 2010, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in three main ways:

•	to convert a major portion of our long-term fixed-rate debt, which we issue to finance the Company, from fixed-rate payments to floating-rate payments by entering into receive-fixed swaps;
•	to convert the cash flows from selected asset and/or liability instruments/portfolios from fixed-rate payments to floating-rate payments or vice versa; and
•	to economically hedge our mortgage origination pipeline, funded mortgage loans and MSRs using interest rate swaps, swaptions, futures, forwards and options.

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

Notwithstanding the continued downturn in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue remained strong, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during 2011.

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

We measure MHFS at fair value for prime MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for prime MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2011 and 2010, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale. In addition, in 2011 and 2010, we originated certain prime agency-eligible loans to be held for investment as part of our asset/liability management strategy.

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

The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Gains or losses associated with these economic hedges are included in mortgage banking noninterest income. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2011, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.

Mortgage forward contracts are designed to pass the full economics of the underlying reference mortgage securities to the holder of the contract, including both the directional gain or loss from the forward delivery of the reference securities and the corresponding carry income. Carry income represents the contract’s price accretion from the forward delivery price to the current spot price including both the yield earned on the reference securities and the market implied cost of financing during the period. The actual amount of carry income earned on the hedge each quarter will depend on the amount of the underlying asset that is hedged and the particular instruments included in the hedge. The level of carry income is driven by the slope of the yield curve and other market driven supply and demand factors affecting the specific reference securities. A steep yield curve generally produces higher carry income while a flat or inverted yield curve can result in lower or potentially negative carry income. The level of carry income is also affected by the type of instrument used. In general, mortgage forward contracts tend to produce higher carry income than interest rate swap contracts. Carry income is recognized over the life of the mortgage forward as a component of the contract’s mark to market gain or loss.

Risk Management – Asset/Liability Management (continued)

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

•

While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARM production held for sale from changes in mortgage interest rates may or may not be fully offset by Treasury and LIBOR index-based financial instruments used as economic hedges for such ARMs. Additionally, hedge-carry income on our economic hedges for the MSRs may not continue if the spread between short-term and long-term rates decreases, we shift composition of the hedge to more interest rate swaps, or there are other changes in the market for mortgage forwards that affect the implied carry.

The total carrying value of our residential and commercial MSRs was $14.0 billion and $15.9 billion at December 31, 2011 and 2010, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 5.14% and 5.39% at December 31, 2011 and 2010, respectively. Our total MSRs represented 0.76% of mortgage loans serviced for others at December 31, 2011, compared with 0.86% at December 31, 2010.

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

MARKET RISK – TRADING ACTIVITIES  From a market risk perspective, our net income is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices and their implied volatilities. The primary purpose of our trading businesses is to accommodate customers in the management of their market price risks. Also, we take positions based on market expectations or to benefit from price differences between financial instruments and markets, subject to risk limits established and monitored by Corporate ALCO. All securities, foreign exchange transactions, commodity transactions and derivatives used in our trading businesses are carried at fair value. The Market and Institutional Risk Committee, which provides governance and oversight over market risk-taking activities across the Company, establishes and monitors counterparty risk limits. The credit risk amount and estimated net fair value of all customer accommodation derivatives at December 31, 2011 and 2010 are included in Note 16 (Derivatives) to Financial Statements in this Report. Open, “at risk” positions for all trading businesses are monitored by Corporate ALCO.

Table 40 presents net gains (losses) from trading activities attributable to the following types of activity:

Table 40: Trading Activities

	Year ended December 31,

(in millions)	2011	2010	2009

Customer accommodation	$1,029	1,448	1,854
Economic hedging	(1)	178	278
Proprietary	(14)	22	542

Total net trading gains (losses)	$1,014	1,648	2,674

The amounts reflected in the table above capture only gains (losses) due to changes in fair value of our trading positions and are reported within net gains (losses) on trading activities within noninterest income line item of the income statement. These amounts do not include interest income and other fees earned from related activities, which are reported within interest income from trading assets and other fees within noninterest income line items of the income statement. Categorization of net gains (losses) from trading activities in the table above is based on our own definition of those categories, as further described below, because no uniform industry definitions currently exist.

Customer accommodation trading consists of security or derivative transactions conducted in an effort to help customers manage their market price risks and are done on their behalf or driven by their investment needs. For the majority of our customer accommodation trading we serve as intermediary between buyer and seller. For example, we may enter into financial instruments with customers that use the instruments for risk management purposes and offset our exposure on such contracts by entering into separate instruments. Customer accommodation trading also includes net gains related to market-making activities in which we take positions to facilitate expected customer order flow.

Economic hedges consist primarily of cash or derivative positions used to facilitate certain of our balance sheet risk management activities that did not qualify for hedge accounting or were not designated in a hedge accounting relationship. Economic hedges may also include securities that we elected to carry at fair value with changes in fair value recorded to earnings in order to mitigate accounting measurement mismatches or avoid embedded derivative accounting complexities.

Proprietary trading consists of security or derivative positions executed for our own account based on market expectations or to benefit from price differences between financial instruments and markets. Proprietary trading activity is expected to be restricted by the Dodd-Frank Act prohibitions known as the “Volcker Rule,” which has not yet been finalized. On October 11, 2011, federal banking agencies and the SEC issued for public comment proposed regulations to implement the Volcker Rule. We believe our definition of proprietary trading is consistent with the proposed regulations. However, given that final rule-making is required by various governmental regulatory agencies to define proprietary trading within the context of the final “Volcker Rule,” our definition of proprietary trading may change. We have reduced or exited certain business activities in anticipation of the final “Volcker Rule.” As discussed within the noninterest income section of our financial results, proprietary trading activity is not significant to our financial results.

The fair value of our trading derivatives is reported in Notes 16 (Derivatives) and 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report. The fair value of our trading securities is reported in Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

The standardized approach for monitoring and reporting market risk for the trading activities consists of value-at-risk (VaR) metrics complemented with sensitivity analysis and stress testing. VaR measures the worst expected loss over a given time interval and within a given confidence interval. We measure and report daily VaR at a 99% confidence interval based on actual changes in rates and prices over the previous 250 trading days. The analysis captures all financial instruments that are considered trading positions. The average one-day VaR throughout 2011 was $29 million, with a lower bound of $19 million and an upper bound of $42 million. The average one-day VaR for fourth quarter 2011 was $32 million, with a lower bound of $22 million and an upper bound of $42 million.

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

Risk Management – Asset/Liability Management (continued)

Table 41 provides information regarding our marketable and nonmarketable equity investments.

Table 41: Nonmarketable and Marketable Equity Investments

	December 31,

(in millions)	2011	2010

Nonmarketable equity investments:
Private equity investments:
Cost method	$3,444	3,240
LIHTC investments - equity method (1)	4,077	3,611
All other equity method	4,434	4,013
Federal bank stock	4,617	5,254
Principal investments	236	305

Total nonmarketable equity investments (2)	$16,808	16,423

Marketable equity securities:
Cost	$2,929	4,258
Net unrealized gains	488	931

Total marketable equity securities (3)	$3,417	5,189

(1)	Represents low income housing tax credit investments
(2)	Included in other assets on the balance sheet. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for additional information.
(3)	Included in securities available for sale. See Note 5 (Securities Available for Sale) to Financial Statements in this Report for additional information.

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

Unencumbered debt and equity securities in the securities available-for-sale portfolio provide asset liquidity, in addition to the immediately liquid resources of cash and due from banks and federal funds sold, securities purchased under resale agreements and other short-term investments. The weighted-average expected remaining maturity of the debt securities within this portfolio was 4.9 years at December 31, 2011. Of the $212.6 billion (cost basis) of debt securities in this portfolio at December 31, 2011, $38.5 billion (18%) is expected to mature or be prepaid in 2012 and an additional $34.8 billion (16%) in 2013. Asset liquidity is further enhanced by our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the Federal Home Loan Banks (FHLB) and the FRB. In 2011, we sold or securitized mortgage loans of $353 billion. The amount of mortgage loans and other consumer loans available to be sold, securitized or pledged was approximately $222 billion at December 31, 2011.

Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At December

31, 2011, core deposits funded 113% of total loans compared with 105% a year ago. Additional funding is provided by long-term debt (including trust preferred securities), other foreign deposits, and short-term borrowings. Long-term debt averaged $141.1 billion in 2011 and $185.4 billion in 2010. Short-term borrowings averaged $51.8 billion in 2011 and $46.8 billion in 2010.

We anticipate making capital expenditures of approximately $930 million in 2012 for our stores, relocation and remodeling of our facilities, and routine replacement of furniture, equipment and servers. We fund expenditures from various sources, including funds from operations and borrowings.

In mid-2009, we froze the Wells Fargo & Company Cash Balance Plan. As a result, pension funding is not a material consideration in our liquidity management. See Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report for additional information on pension and postretirement plans.

We access domestic and international capital markets for long-term funding through issuances of registered debt securities, private placements and asset-backed secured funding. Investors in the long-term capital markets generally will consider, among other factors, a company’s debt rating in making investment decisions. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, the level and quality of earnings, and rating agency assumptions regarding the probability and extent of Federal financial assistance or support for certain large financial institutions. Adverse changes in these factors could result in a reduction of our credit rating; however, a reduction in credit rating would not cause us to violate any of our debt covenants.

In September 2011, Moody’s Investors Service, Inc. (Moody’s) downgraded the long-term senior debt ratings of the Parent and Wells Fargo Bank, N.A., the Parent’s significant banking subsidiary, one notch to A2 and Aa3, respectively, based on its determination that, as a result of the Dodd-Frank Act, the U.S. government is less likely to support systemically important financial institutions, if needed, in the future. Moody’s outlook on the Parent’s and Wells Fargo Bank, N.A.’s long-term senior debt ratings is negative based on the possibility that Moody’s may further reduce its assumptions about the likelihood of government support for systemically important financial institutions. In November 2011, S&P lowered the long-term senior debt ratings of the Parent and Wells Fargo Bank, N.A. one notch to A+ and AA-, respectively, following changes in S&P’s ratings criteria for the global banking industry. S&P also reduced the Parent’s short-term debt ratings one notch to A-1, affirmed Wells Fargo Bank, N.A.’s short-term debt rating at A-1+ and maintained a negative outlook on the Parent’s and Wells Fargo Bank, N.A.’s long-term debt, reflecting the outlook on the U.S. sovereign rating in light of the amount of U.S. government support incorporated into our ratings. In July 2011, Fitch Ratings affirmed both the Parent’s and Wells Fargo Bank, N.A.’s long-term senior and short-term debt ratings and maintained a stable watch on those ratings. In March 2011, Dominion Bond

Rating Service (DBRS) confirmed both the Parent’s and Wells Fargo Bank, N.A.’s long-term senior and short-term debt ratings, including the stable trend. The Moody’s and S&P’s ratings downgrades have not adversely affected our ability to access the capital markets and we do not believe there has been any meaningful change in our borrowing costs specifically relating to the ratings downgrades. See the “Risk Factors” section of this Report for additional information regarding our credit ratings and the impact of a credit ratings downgrade on our liquidity and operations, as well as Note 16 (Derivatives) to Financial Statements in this Report for information regarding additional collateral and funding obligations required for certain derivative instruments in the event our credit ratings were to fall below investment grade.

The credit ratings of the Parent and Wells Fargo Bank, N.A. as of December 31, 2011, are presented in Table 42.

Table 42: Credit Ratings

	Wells Fargo & Company			Wells Fargo Bank, N.A.

	Senior debt	Short-term borrowings		Long-term deposits		Short-term borrowings

Moody’s	A2	P-1		Aa3		P-1
S&P	A+	A-1		AA-		A-1+
Fitch Ratings	AA-	F1+		AA		F1+
DBRS	AA	R-1	*	AA	**	R-1	**

*	middle ** high

On December 20, 2011, the FRB proposed enhanced liquidity planning rules that would be applicable to us. The proposed rules, among other things, require periodic stress testing, the preparation of contingent funding plans, and the establishment of corporate governance procedures for managing liquidity risk. These rules, however, are not yet final. We will continue to analyze the proposed rules and other regulatory proposals that may impact liquidity management, including Basel III, to determine the level of operational or compliance impact to Wells Fargo. For additional information see the “Capital Management” and “Regulatory Reform” sections in this Report.

Parent Under SEC rules, the Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. In June 2009, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt. During 2011, the Parent issued $9.3 billion in registered senior notes. In February 2011, the Parent remarketed $2.5 billion of junior subordinated notes owned by an unconsolidated, wholly owned trust. The purchasers of the junior subordinated notes exchanged them with the Parent for newly issued senior notes, which are included in the Parent issuances described above. Proceeds of the remarketed junior subordinated notes were used by the trust to purchase $2.5 billion of Class A, Series I Preferred Stock issued by the Parent. In February 2012, the Parent issued $3.3 billion in registered senior notes.

Parent’s proceeds from securities issued in 2011 and in first quarter 2012 were used for general corporate purposes, and, unless otherwise specified in the applicable prospectus or prospectus supplement, we expect the proceeds from securities issued in the future will be used for the same purposes.

Depending on market conditions, we may purchase our outstanding debt securities from time to time in privately negotiated or open market transactions, by tender offer, or otherwise.

Table 43 provides information regarding the Parent’s medium-term note (MTN) programs. The Parent may issue senior and subordinated debt securities under Series I & J, and the European and Australian programmes. Under Series K, the Parent may issue senior debt securities linked to one or more indices or bearing interest at a fixed or floating rate.

Table 43: Medium-Term Note (MTN) Programs

		December 31, 2011

(in billions)	Date established	Debt issuance authority		Available for issuance

MTN program:
Series I & J (1)	August 2009		$25.0	15.8
Series K (1)	April 2010		25.0	24.0
European (2)	December 2009		25.0	24.7
Australian (2)(3)	June 2005	AUD	10.0	6.8

(1)	SEC registered.
(2)	Not registered with the SEC. May not be offered in the United States without applicable exemptions from registration.
(3)	As amended in October 2005 and March 2010.

Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $125 billion in outstanding long-term debt. At December 31, 2011, Wells Fargo Bank, N.A. had available $100 billion in short-term debt issuance authority and $103.7 billion in long-term debt issuance authority.

Wells Fargo Canada Corporation In January 2012, Wells Fargo Canada Corporation (WFCC, formerly known as Wells Fargo Financial Canada Corporation), an indirect wholly owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions a base shelf prospectus for the distribution from time to time in Canada of up

Risk Management – Asset/Liability Management (continued)

to CAD$7.0 billion in medium-term notes. During 2011, WFCC issued CAD$500 million in medium-term notes using its prior base shelf prospectus. In February 2012, WFCC issued CAD$1.5 billion in medium-term notes. All medium-term notes issued by WFCC are unconditionally guaranteed by the Parent.

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

Capital Management

We have an active program for managing stockholders’ equity and regulatory capital and maintain a comprehensive process for assessing the Company’s overall capital adequacy. We generate capital primarily through the retention of earnings net of dividends. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. Our potential sources of stockholders’ equity include retained earnings and issuances of common and preferred stock. Retained earnings increased $12.5 billion from December 31, 2010, predominantly from Wells Fargo net income of $15.9 billion, less common and preferred stock dividends of $3.4 billion. During 2011, we issued approximately 86 million shares of common stock, substantially all of which related to employee benefit plans. We also repurchased approximately 86 million shares of common stock at a net cost of $2.4 billion during 2011.

Regulatory Capital Guidelines

The Company and each of our subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2011, the Company and each of our subsidiary banks were “well-capitalized” under applicable regulatory capital adequacy guidelines. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

Current regulatory RBC rules are based primarily on broad credit-risk considerations and limited market-related risks, but do not take into account other types of risk facing a financial services company. Our capital adequacy assessment process contemplates a wide range of risks that the Company is exposed to and also takes into consideration our performance under a variety of stressed economic conditions, as well as regulatory expectations and guidance, rating agency viewpoints and the view of capital markets participants.

In 2007, U.S. bank regulators approved a final rule adopting international guidelines for determining regulatory capital known as “Basel II.” Basel II incorporates three pillars that address (a) capital adequacy, (b) supervisory review, which relates to the computation of capital and internal assessment processes, and (c) market discipline, through increased disclosure requirements. We are well underway toward Basel II implementation and currently anticipate entering the “parallel run phase” of Basel II in 2012. During the “parallel run phase,” banks must successfully complete at least a four quarter evaluation period under supervision from regulatory agencies in order to be compliant with the Basel II final rule. Our delayed entry into the “parallel run phase” was approved by the FRB in 2010 as a result of our acquisition of Wachovia.

In December 2010, the Basel Committee on Bank Supervision (BCBS) finalized a set of international guidelines for determining regulatory capital known as “Basel III.” These guidelines were developed in response to the financial crisis of 2008 and 2009 and address many of the weaknesses identified in the banking sector as contributing to the crisis including excessive leverage, inadequate and low quality capital and insufficient liquidity buffers. The guidelines, among other things, increase minimum capital requirements and when fully phased in require bank holding companies to maintain a minimum ratio of Tier 1 common equity to risk-weighted assets of at least 7.0%. The U.S. regulatory bodies are reviewing the final international standards and final U.S. rulemaking is expected to be completed in 2012.

The BCBS also proposed additional Tier 1 common equity surcharge requirements for global systemically important banks (G-SIBs). The surcharge ranges from 1.0% to 3.5% depending on the bank’s systemic importance to be determined under an indicator-based approach that would consider five broad categories: cross-jurisdictional activity, size, inter-connectedness, substitutability/
financial institution infrastructure and complexity. These additional capital requirements, which would be phased in beginning in January 2016 and become fully effective on January 1, 2019, would be in addition to the Basel III 7.0% Tier 1 common equity requirement finalized in December 2010. The Financial Stability Board has determined that the Company is one of the initial 29 G-SIBs that would be subject to the surcharge, but has not yet determined the surcharge amount for us and the other banks.

The FRB also recently proposed rules required under the Dodd-Frank Act that will impose enhanced prudential standards on large bank holding companies (BHCs) such as Wells Fargo, including enhanced capital, stress testing and liquidity requirements. We are reviewing the proposed rules to determine their potential effect on our business.

Although uncertainty exists regarding final capital rules, including the FRB’s approach to capital requirements, we evaluate the impact of Basel III on our capital ratios based on our interpretation of the proposed capital requirements and we estimate that our Tier 1 common equity ratio under the Basel III proposal exceeded the fully phased-in minimum of 7.0% by 50 basis points at the end of 2011. This estimate is subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Table 44 and Table 45, which appear at the end of this Capital Management section, provide information regarding our Tier 1 common equity calculation under Basel I and as estimated under Basel III, respectively.

Capital Planning

In connection with its increased focus on the adequacy of regulatory capital and risk management for large financial firms, the FRB required large banks to submit a capital plan in early 2011 as part of its Comprehensive Capital Analysis and Review (CCAR). Following submission of our capital plan on January 7, 2011, the FRB notified us on March 18, 2011, that it did not object to our 2011 capital plan. Since that notification, the Company took several capital actions, including increasing the quarterly common stock dividend to $0.12 a share, repurchasing $2.4 billion of our common stock, and redeeming $9.2 billion of trust preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the proposed Basel III capital standards.

In late 2011, the FRB finalized rules to require large BHCs to submit capital plans annually and to obtain regulatory approval before making capital distributions. The rule requires updates to capital plans in the event of material changes in a BHC’s risk profile, including as a result of any significant acquisitions.

Under the FRB’s new capital plan rule, the 2012 CCAR will include a comprehensive capital plan supported by an assessment of expected uses and sources of capital over a given planning horizon under a range of expected and stress scenarios, similar to the process the FRB relied upon to conduct the 2011 CCAR. As part of the 2012 CCAR, the FRB will also generate a supervisory stress test driven by a sharp decline in the economy and significant decline in asset pricing using the information provided by the Company to estimate performance. The FRB has indicated it will publish its estimates of performance under this scenario on a BHC-specific basis. We submitted our board-approved 2012 capital plan to the FRB on January 6, 2012. We expect the FRB’s response to our submission in March 2012.

Securities Repurchases

From time to time the Board authorizes the Company to repurchase shares of our common stock. Although we announce when the Board authorizes share repurchases, we typically do not give any public notice before we repurchase our shares. Future stock repurchases may be private or open-market repurchases, including block transactions, accelerated or delayed block transactions, forward transactions, and similar transactions. Additionally, we may enter into plans to purchase stock that satisfy the conditions of Rule 10b5-1 of the Securities Exchange Act of 1934. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for employee benefit plans and acquisitions, market conditions (including the trading price of our stock), and regulatory and legal considerations, including the FRB’s response to our capital plan.

In 2008, the Board authorized the repurchase of up to 25 million additional shares of our outstanding common stock. In first quarter 2011, the Board authorized the repurchase of an additional 200 million shares. During 2011, we repurchased 80 million shares of our common stock in the open market and from our employee benefit plans and an additional 6 million shares through a private forward repurchase transaction that settled in fourth quarter 2011. During fourth quarter 2011, we entered into a second forward repurchase transaction that settled in first quarter 2012 for approximately 6 million shares of common stock. At December 31, 2011, we had utilized all previously remaining common stock repurchase authority from the 2008 authorization and had remaining authority from the 2011 authorization to purchase approximately 117 million shares. For more information about share repurchases during 2011, see Part II, Item 5 of our 2011 Form 10-K and for additional information about our forward repurchase programs see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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

In connection with our participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an exercise price of $34.01 per share expiring on October 28, 2018. The Board authorized the repurchase by the Company of up to $1 billion of the warrants. On May 26, 2010, in an auction by the U.S. Treasury, we purchased 70,165,963 of the warrants at a price of $7.70 per warrant. We have purchased an additional 916,216 warrants since the U.S. Treasury auction. At December 31, 2011, there were 39,179,509 warrants outstanding and exercisable and $453 million of unused warrant repurchase authority. Depending on market conditions, we may purchase from time to time additional warrants in privately negotiated or open market transactions, by tender offer or otherwise.

Securities Issuances

In March 2011, the Company issued 25,010 shares of Class A, Series I Preferred Stock, with a par value of $2.5 billion to Wachovia Capital Trust III (Trust), an unconsolidated wholly owned trust. The Trust used the proceeds from the remarketing

Capital Management (continued)

of certain junior subordinated notes issued in connection with Wachovia’s 2006 issuance of 5.80% fixed-to-floating rate trust preferred securities to purchase the Series I Preferred Stock. The action completed the Company’s and the Trust’s obligations under an agreement dated February 1, 2006, as amended, between the Trust and the Company (as successor to Wachovia Corporation).

Table 44: Tier 1 Common Equity Under Basel I (1)

			December 31,

(in billions)			2011	2010

Total equity			$141.7	127.9
Noncontrolling interests			(1.5)	(1.5)

Total Wells Fargo stockholders’ equity			140.2	126.4

Adjustments:
Preferred equity (2)			(10.6)	(8.1)
Goodwill and intangible assets (other than MSRs)			(34.0)	(35.5)
Applicable deferred taxes			3.8	4.3
MSRs over specified limitations			(0.8)	(0.9)
Cumulative other comprehensive income			(3.1)	(4.6)
Other			(0.4)	(0.3)

Tier 1 common equity	(A	)	$95.1	81.3

Total risk-weighted assets (3)	(B	)	$1,005.6	980.0

Tier 1 common equity to total risk-weighted assets	(A	)/(B)	9.46%	8.30

(1)	Tier 1 common equity is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	In March 2011, we issued $2.5 billion of Series I Preferred Stock to an unconsolidated wholly-owned trust.
(3)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Table 45: Tier 1 Common Equity Under Basel III (Estimated) (1)

			December 31,
(in billions)			2011

Tier 1 common equity under Basel I			$95.1

Adjustments from Basel I to Basel III:
Cumulative other comprehensive income (2)			3.1
Threshold deductions defined under Basel III (2) (3)			(0.1)
Other			(0.2)

Tier 1 common equity under Basel III	(C	)	$97.9

Total risk-weighted assets anticipated under Basel III (4)	(D	)	$1,304.7

Tier 1 common equity to total risk-weighted assets anticipated under Basel III	(C	)/(D)	7.50%

(1)	Tier 1 common equity is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.
(2)	Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, impact adjustments under Basel III in future reporting periods.
(3)	Threshold deductions under Basel III include individual and aggregate limitations, as a percentage of Tier 1 common equity (as defined under Basel III), with respect to MSRs, deferred tax assets and investments in unconsolidated financial companies.
(4)	Under current Basel proposals, risk-weighted assets incorporate different classifications of assets, with certain risk weights based on a borrower’s credit rating or Wells Fargo’s own risk models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements. The amount of risk-weighted assets anticipated under Basel III is preliminary and subject to change depending on final promulgation of Basel III capital rulemaking and interpretations thereof by regulatory authorities.

Regulatory Reform

The past two years have witnessed a significant increase in regulation and regulatory oversight initiatives that may substantially change how most U.S. financial services companies conduct business. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory reform matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2011 Form 10-K, and the “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

Dodd-Frank Act

The Dodd-Frank Act is the most significant financial reform legislation since the 1930s and is driving much of the current U.S. regulatory reform. The Dodd-Frank Act and many of its provisions became effective in July 2010 and July 2011. However, a number of its provisions still require extensive rulemaking, guidance, and interpretation by regulatory authorities and many of the rules that have been proposed to implement its requirements remain open for public comment and have not been finalized. Where possible, the Company may, from time to time, estimate the impact to the Company’s financial results or business operations as a result of particular Dodd-Frank Act regulations. However, due to the uncertainty of pending regulations, the Company may be unable to make any such estimates. Accordingly, in many respects the ultimate impact of the Dodd-Frank Act and its effects on the U.S. financial system and the Company still remain uncertain. The following provides additional information on the Dodd-Frank Act, including the current status of certain of its rulemaking initiatives.

•

Regulation of interchange fees (the Durbin Amendment). On October 1, 2011, FRB rules limiting debit card interchange fees to those “reasonable” and “proportional” to the transactions became effective. The rule generally established that the maximum permissible interchange fee that an issuer may receive for an electronic debit transaction will be the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction. An additional charge of up to 1 cent may be added if the issuer develops and implements fraud prevention policies and procedures that meet regulation standards. As a result of the FRB’s new rules, our fourth quarter 2011 debit card interchange fees were reduced by $365 million (pre-tax).

•

Interest on business checking (Regulation Q repeal). Effective July 21, 2011, banks are permitted to pay interest on business checking accounts. We made changes to our affected products in anticipation of the repeal of Regulation Q. To date, our product changes and the repeal of Regulation Q have had a minimal impact on our business because of the low interest rate environment.

•	Asset-based deposit assessment base; other FDIC assessment changes. In 2011, the FDIC finalized regulations to implement the provision of the Dodd-Frank Act requiring a shift from deposits to assets as the basis for determining FDIC assessments. In addition, the FDIC approved changes to its assessment rates to implement a new minimum designated reserve ratio and impose separate risk-based assessments on large banks. The FDIC has broad discretionary authority to increase assessments on large financial institutions such as Wells Fargo on a case by case basis.

•

Regulation of swaps and other derivatives activities. The Dodd-Frank Act establishes a comprehensive framework for regulating over-the-counter derivatives. Included in this framework are certain “push-out” provisions affecting U.S. banks acting as dealers in commodity swaps, equity swaps and certain credit default swaps, which will require that these activities be conducted through an affiliate. It also authorizes the Commodity Futures Trading Commission (CFTC) and the SEC to regulate swaps and security-based swaps respectively. During 2011, the CFTC and SEC proposed rules to implement derivatives regulation, including clearing and trading requirements, data retention and reporting requirements, registration requirements, capital and margin requirements, business conduct standards, and customer eligibility requirements. At this time, the Company cannot predict the financial impact of the rules to our swaps and securities-based swaps activities or estimate the costs of complying with the rules.

•

Volcker Rule. The Volcker Rule will prohibit banking entities from engaging in proprietary trading or owning any interest in or sponsoring a hedge fund or a private equity fund. In October 2011, federal banking agencies and the SEC issued for public comment proposed regulations to implement the Volcker Rule. The comment period ended on February 13, 2012, and the Volcker Rule will become effective on July 21, 2012, regardless of the status of the rulemaking process. The proposed rules requested comments on over 1,300 questions and it is difficult to predict the content of the final rules. Although proprietary trading is not significant to our financial results, and we have reduced or exited certain businesses in anticipation of the final rules, at this time the Company cannot predict the ultimate impact of the Volcker Rule on our trading and investment activities or financial results.

•

Changes to asset-backed securities markets. The Dodd-Frank Act will generally require sponsors of asset-backed securities (ABS) to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages and FHA/VA loans. Federal regulatory authorities have proposed joint rules to implement this credit risk retention requirement, which rules include an exemption for the GSE’s mortgage-backed securities. The proposed rules have been subject to extensive public comment. At this time, the Company cannot predict the financial impact of the credit risk retention requirement on our business.

Regulatory Reform (continued)

•

The Collins Amendment. This provision of the Dodd-Frank Act will phase out the benefit of issuing trust preferred securities by eliminating them from Tier 1 capital over three years beginning January 2013. We redeemed $9.2 billion of our trust preferred securities in 2011 as discussed in the “Capital Management” section of this Report.

•

Enhanced supervision and regulation of systemically significant firms. The Dodd-Frank Act grants broad authority to banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. In December 2011, the FRB published proposed rules that would establish enhanced risk-based capital requirements and leverage limits, liquidity requirements, counterparty credit exposure limits, risk management requirements, stress testing requirements, debt-to-equity limits, and early remediation requirements for large BHCs like Wells Fargo. The Dodd-Frank Act also establishes the Financial Services Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks.

•

Establishment of the Consumer Financial Protection Bureau (CFPB). The Dodd-Frank Act established the CFPB, which became operational on July 21, 2011. The role of the CFPB is to ensure consumers get clear, accurate information to effectively evaluate mortgages, credit cards and other financial products and protect them from hidden fees, abusive terms and deceptive practices. The CFPB has broad rulemaking powers and supervisory and enforcement authority over consumer financial products and services. The CFPB has begun exercising its supervisory authority over the banks under its jurisdiction, including Wells Fargo, and is preparing for supervision of certain non-bank entities. The CFPB has indicated it will concentrate much of its rulemaking effort in 2012 on the variety of mortgage-related topics required under the Dodd-Frank Act, including the steering of consumers to certain products, discrimination, abusive or unfair lending practices, predatory lending, origination disclosures, minimum mortgage underwriting standards, and servicing practices. The CFPB has published proposed regulations on several of these topics, including minimum mortgage underwriting standards (ability to repay). At this time, the Company cannot predict the content of final CFPB regulations and impacts on our business practices or financial results.

Regulatory Capital Guidelines and Capital Plans

In December 2010, the BCBS finalized Basel III for determining regulatory capital. When fully phased in by 2019, the Basel III standards will require BHCs to maintain a minimum ratio of Tier 1 common equity to risk-weighted assets of at least 7.0%. In November 2011, the BCBS released its final rule for a common equity surcharge on certain designated G-SIBs. We have been named as one of the G-SIBs that will be subject to a surcharge, although the amount of the surcharge, ranging from 1.0% to 3.5%, has not been determined. The FRB has indicated it expects to adopt regulations implementing the G-SIB surcharge in 2014 and that the surcharge would be imposed on a phased-in basis from 2016-2019. In late 2011, the FRB finalized rules to require BHCs with $50 billion or more of consolidated assets to submit capital plans annually and to obtain regulatory approval before making capital distributions. The rule also requires a capital adequacy assessment under a range of expected and stress scenarios. For additional information, see the “Capital Management” section of this Report.

“Living Will” Requirements

In late 2011 the FRB and the FDIC approved final resolution-plan regulations as mandated by the Dodd-Frank Act. These regulations will require large financial institutions, including Wells Fargo, to prepare and periodically revise plans that would facilitate their resolution in the event of material distress or failure. As contemplated by the Dodd-Frank Act, resolution plans are to provide for a rapid and orderly resolution – liquidation or orderly restructuring – under Bankruptcy Code and other insolvency statutes applicable to particular types of regulated entities (such as securities broker-dealers or insurance companies).

Critical Accounting Policies

Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Six of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:

•	the allowance for credit losses;
•	PCI loans;
•	the valuation of residential MSRs;
•	liability for mortgage loan repurchase losses;
•	the fair valuation of financial instruments; and
•	income taxes.

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

We employ a disciplined process and methodology to establish our allowance for credit losses. The total allowance for credit losses considers both impaired and unimpaired loans. While our methodology attributes portions of the allowance to specific portfolio segments, the entire allowance for credit losses is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments. No single statistic or measurement determines the adequacy of the allowance for credit losses.

COMMERCIAL PORTFOLIO SEGMENT The allowance for credit losses for unimpaired commercial loans is estimated through the application of loss factors to loans based on credit risk ratings for each loan. In addition, the allowance for credit losses for unfunded commitments, including letters of credit, is estimated by applying these loss factors to loan equivalent exposures. The loss factors reflect the estimated default probability and quality of the underlying collateral. The loss factors used are statistically derived through the observation of historical losses incurred for loans within each credit risk rating over a relevant specified period of time. As appropriate, we adjust or supplement these loss factors and estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios.

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

OTHER ACL MATTERS The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and ongoing discussions with regulatory and government agencies regarding mortgage foreclosure-related matters.

Impaired loans, which predominantly include nonaccrual commercial loans and any loans that have been modified in a TDR, have an estimated allowance calculated as the difference, if any, between the impaired value of the loan and the recorded investment in the loan. The impaired value of the loan is generally calculated as the present value of expected future cash flows from principal and interest, which incorporates expected lifetime losses, discounted at the loan’s effective interest rate. The allowance for an unimpaired loan is based solely on principal losses without consideration for timing of those losses. The allowance for an impaired loan that was modified in a TDR may be lower than the previously established allowance for that loan due to benefits received through modification, such as lower probability of default and/or severity of loss, and the impact of prior charge-offs or charge-offs at the time of the modification that may reduce or eliminate the need for an allowance.

Commercial and consumer PCI loans may require an allowance subsequent to their acquisition. This allowance requirement is due to probable decreases in expected principal and interest cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions).

Critical Accounting Policies (continued)

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

Assuming a one risk rating downgrade throughout our commercial portfolio segment, a more pessimistic economic outlook for modeled losses on our consumer portfolio segment and incremental deterioration in our PCI portfolio could imply an additional allowance requirement of approximately $11.0 billion.

Assuming a one risk rating upgrade throughout our commercial portfolio segment and a more optimistic economic outlook for modeled losses on our consumer portfolio segment could imply a reduced allowance requirement of approximately $3.1 billion.

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

Purchased Credit-Impaired (PCI) Loans

Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are accounted for using the measurement provision for PCI loans. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. Such loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008.

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

Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed TDRs. Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting if there has been a concession granted in excess of the original nonaccretable difference. We include these TDRs in our impaired loans.

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

Valuation of Residential Mortgage Servicing Rights

MSRs are assets that represent the rights to service mortgage loans for others. We recognize MSRs when we purchase servicing rights from third parties, or retain servicing rights in connection with the sale or securitization of loans we originate (asset transfers). We also have MSRs acquired in the past under co-issuer agreements that provide for us to service loans that were originated and securitized by third-party correspondents. We initially measure and carry substantially all of our MSRs related to residential mortgage loans at fair value.

At the end of each quarter, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds (including housing price volatility), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees.

Net servicing income, a component of mortgage banking noninterest income, includes the changes from period to period in fair value of both our residential MSRs and the free-standing derivatives (economic hedges) used to hedge our residential MSRs. Changes in the fair value of residential MSRs from period to period result from (1) changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs), and (2) other changes, representing changes due to collection/realization of expected cash flows over time.

We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an independent internal model validation group operating in accordance with

Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed – a key assumption in the model – is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. The discount rate used to determine the present value of estimated future net servicing income – another key assumption in the model – is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment. Additionally, in recent years, we have made significant adjustments to the assumptions for servicing and foreclosure costs as a result of an increase in the number of defaulted loans as well as changes in servicing processes associated with default and foreclosure management. While our current valuation reflects our best estimate of these costs, future regulatory changes in servicing standards may have an impact on these assumptions and our MSR valuation in future periods.

The valuation and sensitivity of MSRs is discussed further in Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Liability for Mortgage Loan Repurchase Losses

We sell residential mortgage loans to various parties, including (1) GSEs, which include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) special purpose entities that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed mortgage loans, which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with FHA and VA contain provisions that include various representations and warranties regarding the origination and characteristics of the mortgage loans. Although the specific representations and warranties vary among different sales, insurance or guarantee agreements, they typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, compliance with applicable origination laws, and other matters. For more information about these loan sales and the related risks that may result in liability see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.

Critical Accounting Policies (continued)

We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Our loan sale contracts to private investors (non-GSE) typically contain an additional provision where we would only be required to repurchase loans if any such breach is deemed to have a material and adverse effect on the value of the mortgage loan or to the interests of the investors or interests of security holders in the mortgage loan. The time periods specified in our mortgage loan sales contracts to respond to repurchase requests vary, but are generally 90 days or less. While many contracts do not include specific remedies if the applicable time period for a response is not met, contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan for which the required documents are not delivered or are defective. In addition, as part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Upon receipt of a repurchase request or a mortgage insurance rescission, we work with securitization trusts, investors or insurers to arrive at a mutually agreeable resolution. Repurchase demands are typically reviewed on an individual loan by loan basis to validate the claims made by the securitization trust, investor or insurer, and to determine whether a contractually required repurchase event occurred. Occasionally, in lieu of conducting a loan level evaluation, we may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We manage the risk associated with potential repurchases or other forms of settlement through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor and secondary market standards.

We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescission notices, as well as estimated demand to default and file request relationships) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a liability at the time loans are sold and continually update our liability estimate during the remaining life of such loans. Although investors may demand repurchase at any time and there is often a lag from the date of default to the time we receive a repurchase demand, the majority of repurchase demands occur on loans that default in the first 24 to 36 months following origination of the mortgage loan and can vary by investor. Most repurchases under our representation and warranty provisions are attributable to borrower misrepresentations and appraisals obtained at origination that investors believe do not fully comply with applicable industry standards.

To date, repurchase demands from private label MBS have been more limited than GSE-guaranteed securities; however, it is possible that requests to repurchase mortgage loans in private label securitizations may increase in frequency as investors explore every possible avenue to recover losses on their securities. We evaluate the validity and materiality of any claim of breach of representations and warranties in private label MBS that is brought to our attention and work with securitization trustees to resolve any repurchase requests. Nevertheless, we may be subject to legal and other expenses if private label securitization trustees or investors choose to commence legal proceedings in the event of disagreements.

The mortgage loan repurchase liability at December 31, 2011, represents our best estimate of the probable loss that we may incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses are dependent on economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. For additional information on our repurchase liability, including an adverse impact analysis, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Fair Valuation of Financial Instruments

We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, prime residential MHFS, certain commercial LHFS, certain loans held for investment, principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain MHFS and LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Additionally, for financial instruments not recorded at fair value we disclose the estimate of their fair value.

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

We may use independent pricing services and brokers (collectively, “pricing vendors”) to obtain fair values (“vendor prices”) which are used to either record the price of an instrument or to corroborate internally developed prices. For certain securities, we may use internal traders to price instruments. Where vendor prices are utilized for recording the price of an instrument, we determine the most appropriate and relevant pricing vendor for each security class and obtain a price from that particular pricing vendor for each security.

Determination of the fair value of financial instruments using either vendor prices or internally developed prices are both subject to our internal price validation procedures, which include, but are not limited to, one or a combination of the following procedures:

•	comparison to pricing vendors (for internally developed prices) or to other pricing vendors (for vendor developed prices);
•	variance analysis of prices;
•	corroboration of pricing by reference to other independent market data such as secondary broker quotes and relevant benchmark indices;
•	review of pricing by Company personnel familiar with market liquidity and other market-related conditions; and
•	investigation of prices on a specific instrument-by-instrument basis.

For instruments where we utilize vendor prices to record the price of an instrument, we perform additional procedures. We evaluate pricing vendors by comparing prices from one vendor to prices of other vendors for identical or similar instruments and evaluate the consistency of prices to known market transactions when determining the level of reliance to be placed on a particular pricing vendor. Methodologies employed and inputs used by independent pricing vendors are subject to additional review when such services are provided. This review may consist of, in part, obtaining and evaluating control reports issued and pricing methodology materials distributed.

Critical Accounting Policies (continued)

Significant judgment is required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. When making this judgment, we consider all available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Otherwise, the classification of Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.

Our financial assets valued using Level 3 measurements consisted of certain asset-backed securities, including those collateralized by auto leases or loans and cash reserves, private collateralized mortgage obligations (CMOs), collateralized debt obligations (CDOs), collateralized loan obligations (CLOs), auction-rate securities, certain derivative contracts such as credit default swaps related to CMO, CDO and CLO exposures and certain MHFS and MSRs. For additional information on how we value MSRs refer to the discussion earlier in this section.

Table 46 presents the summary of the fair value of financial instruments recorded at fair value on a recurring basis, and the amounts measured using significant Level 3 inputs (before derivative netting adjustments). The fair value of the remaining assets and liabilities were measured using valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements.

Table 46: Fair Value Level 3 Summary

	December 31,

	2011		2010

($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)

Assets carried at fair value	$373.0	53.3	293.1	47.9
As a percentage of total assets	28%	4	23	4
Liabilities carried at fair value	$26.4	4.6	21.2	6.4
As a percentage of total liabilities	2%	*	2	1

*	Less than 1%
(1)	Before derivative netting adjustments.

See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for a complete discussion on our use of fair valuation of financial instruments, our related measurement techniques and the impact to our financial statements.

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

See Note 21 (Income Taxes) to Financial Statements in this Report for a further description of our provision for income taxes and related income tax assets and liabilities.

Current Accounting Developments

The following accounting pronouncements have been issued by the FASB but are not yet effective:

•	Accounting Standards Update (ASU or Update) 2011-11, Disclosures about Offsetting Assets and Liabilities;
•	ASU 2011-05, Presentation of Comprehensive Income;
•	ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05;
•	ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs; and
•	ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements.

ASU 2011-11 expands the disclosure requirements for financial instruments and derivatives that may be offset in accordance with enforceable master netting agreements or similar arrangements. The disclosures are required regardless of whether the instruments have been offset (or netted) in the statement of financial position. Under ASU 2011-11, companies must describe the nature of offsetting arrangements and provide quantitative information about those agreements, including the gross and net amounts of financial instruments that are recognized in the statement of financial position. These changes are effective for us in first quarter 2013 with retrospective application. This Update will not affect our consolidated financial results since it amends only the disclosure requirements for offsetting financial instruments.

ASU 2011-05 eliminates the option for companies to include the components of other comprehensive income in the statement of changes in stockholders’ equity. This Update requires entities to present the components of comprehensive income in either a single statement or in two separate statements, with the statement of other comprehensive income (OCI) immediately following the statement of income. This Update also requires companies to present amounts reclassified out of OCI and into net income on the face of the statement of income. In December 2011, the FASB issued ASU 2011-12, which defers indefinitely the requirement to present reclassification adjustments on the statement of income. The remaining provisions are effective for us in first quarter 2012 with retrospective application. Early adoption is permitted. This Update will not affect our consolidated financial results as it amends only the presentation of comprehensive income.

ASU 2011-04 modifies accounting guidance and expands existing disclosure requirements for fair value measurements. This Update clarifies how fair values should be measured for instruments classified in stockholders’ equity and under what circumstances premiums and discounts should be applied in fair value measurements. This Update also permits entities to measure fair value on a net basis for financial instruments that are managed based on net exposure to market risks and/or counterparty credit risk. ASU 2011-04 requires new disclosures for financial instruments classified as Level 3, including: 1) quantitative information about unobservable inputs used in measuring fair value, 2) qualitative discussion of the sensitivity of fair value measurements to changes in unobservable inputs, and 3) a description of valuation processes used. This Update also requires disclosure of fair value levels for financial instruments that are not recorded at fair value but for which fair value is required to be disclosed. This guidance is effective for us in first quarter 2012 with prospective application. Early adoption is not permitted. We will expand our fair value disclosures upon adoption of this Update, but we do not expect the measurement clarifications will have a material effect on our consolidated financial statements.

ASU 2011-03 amends the criteria companies use to determine if repurchase and similar agreements should be accounted for as sales or financings. Specifically, this Update removes the criterion for transferors to have the ability to meet contractual obligations through collateral maintenance provisions, even if transferees fail to return transferred assets pursuant to the agreements. This Update is effective for us in first quarter 2012 with prospective application to new transactions and existing transactions modified on or after January 1, 2012. Early adoption is not permitted. We do not expect this Update will have a material effect on our consolidated financial statements.

Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. Examples of forward-looking statements in this Report include, but are not limited to, statements we make about: (i) future results of the Company, including the potential effect of recent strong loan and deposit growth on future financial performance; (ii) our 2012 noninterest expense, including our targeted noninterest expense for fourth quarter 2012 as part of our expense management initiatives; (iii) future credit quality and expectations regarding future loan losses in our loan portfolios and life-of-loan estimates; our foreign loan exposure; the level and loss content of NPAs and nonaccrual loans; the adequacy of the allowance for credit losses, including our current expectation of future allowance releases in 2012; and the reduction or mitigation of risk in our loan portfolios and the effects of loan modification programs; (iv) our expectations regarding the completion of the remaining Wachovia integration activities; (v) future capital levels and our estimate regarding our Tier 1 common equity ratio under proposed Basel III capital standards as of December 31, 2011; (vi) the quality of our residential mortgage loan servicing portfolio, our mortgage repurchase exposure and exposure relating to our mortgage foreclosure practices; (vii) our expectations regarding the satisfaction of our obligations under our settlement in principle with the Department of Justice and other federal and state government entities related to our mortgage servicing and foreclosure practices, including our estimates of the impact of the settlement on our future financial results; (viii) the expected outcome and impact of legal, regulatory and legislative developments, including the Dodd-Frank Act and FRB restrictions on debit card interchange fees, including earnings expectations regarding mitigation efforts; and (ix) the Company’s plans, objectives and strategies, including our belief that we have more opportunity to increase cross-sell of our products.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates, U. S. fiscal debt and budget matters, and the sovereign debt crisis in Europe;

•

our capital and liquidity requirements (including under regulatory capital standards, such as the proposed Basel III capital standards, as determined and interpreted by applicable regulatory authorities) and our ability to generate capital internally or raise capital on favorable terms;

•

financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and legislation and regulation relating to overdraft fees (and changes to our overdraft practices as a result thereof), debit card interchange fees, credit cards, and other bank services, as well as the extent of our ability to offset the loss of revenue and income from financial services reform and other legislation and regulation;

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

•

negative effects relating to our mortgage servicing and foreclosure practices, including our ability to meet our obligations under the settlement in principle with the Department of Justice and other federal and state government entities, as well as changes in our procedures or practices and/or industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures;

•

our ability to realize our noninterest expense target as part of our expense management initiatives when and in the amount targeted, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;

•	our ability to successfully complete the remaining Wachovia integration activities, as well as realize all of the expected benefits of the Wachovia merger;
•	recognition of OTTI on securities held in our available-for-sale portfolio;
•	the effect of changes in interest rates on our net interest margin and our mortgage originations, MSRs and MHFS;
•	hedging gains or losses;
•	disruptions in the capital markets and reduced investor demand for mortgage loans;
•	our ability to sell more products to our customers;
•	the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;
•	our election to provide support to our money market funds;

•	changes in the value of our venture capital investments;
•	changes in our accounting policies or in accounting standards or in how accounting standards are to be applied or interpreted;
•	mergers, acquisitions and divestitures;
•	changes in the Company’s credit ratings and changes in the credit quality of the Company’s customers or counterparties;
•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences from regulatory violations and legal actions;
•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks;
•	the loss of checking and savings account deposits to other investments such as the stock market, and the resulting increase in our funding costs and impact on our net interest margin;
•	fiscal and monetary policies of the FRB; and
•	the other risk factors and uncertainties described under “Risk Factors” in this Report.

In addition to the above factors, we also caution that there is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if housing prices decline and unemployment worsens. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition.

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

Risk Factors

An investment in the Company involves risk, including the possibility that the value of the investment could fall substantially and that dividends or other distributions on the investment could be reduced or eliminated. We discuss below and elsewhere in this Report, including under “Forward-Looking Statements” and in our 2011 Form 10-K, as well as in other documents we file with the SEC, risk factors that could adversely affect our financial results and condition and the value of, and return on, an investment in the Company. There may be other factors not discussed below or elsewhere in this Report or in our 2011 Form 10-K that could adversely affect our financial results and condition.

RISKS RELATED TO THE ECONOMY, FINANCIAL MARKETS, INTEREST RATES AND LIQUIDITY

As one of the largest lenders in the U.S. and a provider of financial products and services to consumers and businesses across the U.S. and internationally, our financial results have been, and will continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition. We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business where we currently are the largest mortgage originator in the U.S. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to gradually improve from the levels of 2008 and early 2009, economic growth has been slow and uneven and the housing market remains weak. In addition, the negative effects and continued uncertainty stemming from the sovereign debt crisis and economic difficulties in Europe and U. S. fiscal and political matters, including concerns about deficit reduction and U.S. debt ratings, have impacted and may continue to impact the continuing global economic recovery. A prolonged period of slow growth in the global economy, particularly in the U.S., or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or dampen the global economic recovery, could materially adversely affect our financial results and condition.

The high unemployment rate in the U.S., together with high levels of unsold housing inventory and distressed property sales and the significant decline in home prices across the U.S., including in many of our large banking markets such as California and Florida, has resulted in elevated credit costs and nonperforming asset levels, which have adversely affected our credit performance and our financial results and condition. If unemployment levels worsen or if home prices continue to fall we would expect to incur higher than normal charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of

Risk Factors (continued)

these and other borrowers to repay their loans may be hurt, causing us, as one of the largest commercial lenders and the largest CRE lender in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Although we have significant capacity to add loans to our balance sheet and there have been some early signs of increased borrower activity, loan demand, especially consumer loan demand, has been soft resulting in our retaining a much higher amount of lower yielding liquid assets on our balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and fee income and our earnings.

A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, mutual fund, securities brokerage, wealth management, and investment banking businesses. As a result of the Wachovia merger, a greater percentage of our revenue depends on our fee income from these businesses. We earn fee income from managing assets for others and providing brokerage and other investment advisory and wealth management services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading and venture capital businesses. Extreme market volatility also could cause us to elect to provide capital support to our money market funds, which would reduce our earnings. Our acquisition of Wachovia expanded our international businesses, particularly our global financial institution and correspondent banking services, and any deterioration in global financial markets and economies, including as a result of Europe’s sovereign debt crisis or any international political unrest or disturbances, may adversely affect the revenues and earnings of these and other businesses.

For more information, refer to the “Risk Management – Asset/Liability Management” and “– Credit Risk Management” sections in this Report.

Changes in interest rates and financial market values could reduce our net interest income and earnings, including as a result of recognizing losses or OTTI on the securities that we hold in our portfolio or trade for our customers. Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin – the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding – and the amount of earning assets we hold. Changes in either our net interest margin or the amount or mix of earning assets we hold could affect our net interest income and our earnings. Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. When interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the asset yield increases.

The amount and type of earning assets we hold can affect our yield and net interest margin. We hold earning assets in the form of loans and investment securities, among other assets. As noted above, if the economy remains weak or worsens we may see lower demand for loans by creditworthy customers, reducing our net interest income and yield. In addition, our net interest income and net interest margin can be negatively affected by a prolonged low interest rate environment, which as noted below is currently being experienced as a result of economic conditions and FRB monetary policies, as it may result in us holding lower yielding loans and securities on our balance sheet, particularly if we are unable to replace the maturing higher yielding assets on our balance sheet, including the loans in our non-strategic and liquidating loan portfolio, with similar higher yielding assets. Increases in interest rates, however, may negatively affect loan demand and could result in higher credit losses as borrowers may have more difficulty making higher interest payments. As described below, changes in interest rates also affect our mortgage business, including the value of our MSRs.

Changes in the slope of the “yield curve” – or the spread between short-term and long-term interest rates – could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens, as is the case in the current interest rate environment, or even inverts, our net interest margin could decrease as our cost of funds increases relative to the yield we can earn on our assets.

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

We may not hedge all of our interest rate risk. There is always the risk that changes in interest rates could reduce our net interest income and our earnings in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may incur significant losses on debt securities we hold as investments. To reduce our interest rate risk, we may rebalance our investment and loan portfolios, refinance our debt and take other strategic actions. We may incur losses when we take such actions.

We hold securities in our available-for-sale portfolio, including U.S. Treasury and federal agency securities and federal agency MBS, securities of U.S. states and political subdivisions, residential and commercial MBS, corporate debt securities, and marketable equity securities, including securities relating to our venture capital activities. We analyze securities held in our available-for-sale portfolio for OTTI on at least a quarterly basis. The process for determining whether impairment is other than temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving contractual principal and interest payments on the security. Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods, thus reducing earnings. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate our customers in the management of their market price risk, as well as when we take positions based on market expectations or to benefit from differences between financial instruments and markets. The securities held in these activities are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public securities and these securities also are subject to market fluctuations with gains and losses recognized in net income when realized and periodically include OTTI charges. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there can be no assurance that our processes and strategies will be effective in avoiding losses that could have a material adverse effect on our results of operations.

Our venture capital business also is subject to market risk and can be volatile from quarter to quarter. Certain of our venture capital businesses are carried under the cost or equity method, and others (e.g., principal investments) are carried at fair value with unrealized gains and losses reflected in earnings. Our venture capital investments tend to be in technology and other volatile industries so the value of our public and private equity portfolios may fluctuate widely. Earnings from our venture capital investments may be volatile and hard to predict and may have a significant effect on our earnings from period to period. When, and if, we recognize gains may depend on a number of factors, including general economic and market conditions, the prospects of the companies in which we invest, when these companies go public, the size of our position relative to the public float, and whether we are subject to any resale restrictions.

Our venture capital investments could result in significant losses, either OTTI losses for those investments carried under the cost or equity method or mark-to-market losses for principal investments. Our assessment for OTTI is based on a number of factors, including the then current market value of each investment compared with its carrying value. If we determine there is OTTI for an investment, we write-down the carrying value of the investment, resulting in a charge to earnings. The amount of this charge could be significant. Further, our principal investing portfolio could incur significant mark-to-market losses especially if the carrying value of these investments has increased because of higher market prices.

For more information, refer to the “Risk Management – Asset/Liability Management – Interest Rate Risk”, “– Market Risk – Equity Markets”, and “– Market Risk – Trading Activities” and the “Balance Sheet Analysis – Securities Available for Sale” sections in this Report and Note 5 (Securities Available for Sale) to Financial Statements in this Report.

Effective liquidity management, which ensures that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and other unpredictable circumstances of industry or financial market stress, is essential for the operation of our business, and our financial results and condition could be materially adversely affected if we do not effectively manage our liquidity. Our liquidity is essential for the operation of our business. We primarily rely on bank deposits to be a low cost and stable source of funding for the loans we make and the operation of our business. Core customer deposits, which include noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits, have historically provided us with a sizeable source of relatively stable and low-cost funds. In addition to customer deposits, our sources of liquidity include investments in our securities portfolio, our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the FHLB and the FRB, and our ability to raise funds in domestic and international money and capital markets.

Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services

Risk Factors (continued)

industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets, and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. While market conditions have improved since the financial crisis, there can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, in the summer of 2011 concerns regarding the potential failure to raise the U.S. government debt limit and the eventual downgrade of U.S. government debt ratings caused uncertainty and volatility in financial markets. Although the U.S. debt limit was increased, a failure to raise the U.S. debt limit in the future and/or additional downgrades of the sovereign debt ratings of the U.S. government or the debt ratings of related institutions, agencies or instrumentalities, as well as other fiscal or political events could, in addition to causing economic and financial market disruptions, materially adversely affect the market value of the U.S. government securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of our business and our financial results and condition.

As noted above, we rely heavily on bank deposits for our funding and liquidity. We compete with banks and other financial services companies for deposits. If our competitors raise the rates they pay on deposits our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Higher funding costs reduce our net interest margin and net interest income. Checking and savings account balances and other forms of customer deposits may decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. When customers move money out of bank deposits and into other investments, we may lose a relatively low cost source of funds, increasing our funding costs and negatively affecting our liquidity.

If we are unable to continue to fund our assets through customer bank deposits or access capital markets on favorable terms or if we suffer an increase in our borrowing costs or otherwise fail to manage our liquidity effectively, our liquidity, net interest margin, financial results and condition may be materially adversely affected. As we did during the financial crisis, we may also need to raise additional capital through the issuance of common stock, which could dilute the ownership of existing stockholders, or reduce or even eliminate our common stock dividend to preserve capital or in order to raise additional capital.

For more information, refer to the “Risk Management – Asset/Liability Management” section in this Report.

Adverse changes in our credit ratings could have a material adverse effect on our liquidity, cash flows, financial results and condition. Our borrowing costs and ability to obtain funding are influenced by our credit ratings. Reductions in one or more of our credit ratings could adversely affect our ability to borrow funds and raise the costs of our borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect our ability to raise capital. Credit ratings and credit ratings agencies’ outlooks are based on the ratings agencies’ analysis of many quantitative and qualitative factors, such as our capital adequacy, the level and quality of our earnings, rating agency assumptions regarding the probability and extent of federal financial assistance or support, and other rating agency specific criteria. In addition to credit ratings, our borrowing costs are affected by various other external factors, including market volatility and concerns or perceptions about the financial services industry generally.

On September 21, 2011, Moody’s downgraded the long-term senior debt ratings of the Parent and Wells Fargo Bank, N.A. one notch to A2 and Aa3, respectively, based on its determination that, as a result of the Dodd-Frank Act, the U.S. government is less likely to support systemically important financial institutions, if needed, than during the financial crisis. The short-term debt ratings of the Parent and Wells Fargo Bank were affirmed at Prime-1. Moody’s also indicated that its outlook on the Parent’s and Wells Fargo Bank’s long-term senior debt ratings is negative based on the possibility that Moody’s may further reduce its assumptions about the likelihood of systemic support for systemically important financial institutions. On November 29, 2011, S&P lowered the long-term senior debt ratings of the Parent and Wells Fargo Bank one notch to A+ and AA-, respectively, following changes in S&P’s ratings criteria for the global banking industry. S&P also reduced the Parent’s short-term debt rating one notch to A-1, affirmed Wells Fargo Bank’s short-term debt rating at A-1+, and maintained a negative outlook on the Parent’s long-term debt reflecting the outlook on the U.S. sovereign rating in light of the amount of U.S. government support incorporated into our ratings. On July 15, 2011, Fitch Ratings affirmed both the Parent’s and Wells Fargo Bank’s long-term senior debt ratings and short-term debt ratings at AA- and F1+, respectively, and maintained a stable watch on those ratings. On March 29, 2011, DBRS confirmed both the Parent’s and Wells Fargo Bank’s long-term senior and short-term debt ratings, including the stable trend. There can be no assurance that we will maintain our current credit ratings.

Although the availability and cost of funding are influenced by credit ratings, to date the Moody’s and S&P ratings downgrades described above have not adversely affected our ability to access the capital markets or fund our operations. While to date we do not believe there has been any meaningful change in our borrowing costs specifically relating to the ratings downgrades described above, there can be no assurance that more severe credit ratings downgrades in the future would not materially affect our ability to borrow funds and borrowing costs.

Downgrades in our credit ratings also may trigger additional collateral or funding obligations which could negatively affect our liquidity, including as a result of credit-related contingent features in certain of our derivative contracts. The Moody’s and S&P ratings downgrades described above have not triggered, and additional one and two notch downgrades in those credit ratings would not be expected to trigger, a material increase in our collateral or funding obligations. However, in the event of a more severe credit rating downgrade of our long-term and short-term credit ratings, the increase in our collateral or funding obligations and the effect on our liquidity could be material. For information regarding additional collateral and funding obligations required of certain derivative instruments in the event our credit ratings were to fall below investment grade, see Note 16 (Derivatives) to Financial Statements in this Report.

We rely on dividends from our subsidiaries for liquidity, and federal and state law can limit those dividends. Wells Fargo & Company, the parent holding company, is a separate and distinct legal entity from its subsidiaries. It receives a significant portion of its funding and liquidity from dividends and other distributions from its subsidiaries. We generally use these dividends and distributions, among other things, to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends and distributions that our bank and some of our nonbank subsidiaries, including our broker-dealer subsidiaries, may pay to our parent holding company. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2011 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

RISKS RELATED TO FINANCIAL REGULATORY REFORM AND OTHER LEGISLATION AND REGULATIONS

Enacted legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position. Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our retail brokerage and mutual fund businesses, are subject to significant regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where we conduct business. These regulations protect depositors, federal deposit insurance funds, consumers, investors and the banking and financial system as a whole, not necessarily our stockholders. Economic, market and political conditions during the past few years have led to a significant amount of new legislation and regulation in the U.S. and abroad. These laws and regulations may affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue in businesses or impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences.

For example, in 2009 several legislative and regulatory initiatives were adopted that affected revenue in 2011 and will continue to affect our businesses and financial results, including FRB amendments to Regulation E, which affect the way we may charge overdraft fees, and the enactment of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the Card Act), which affects our ability to change interest rates and assess certain fees on card accounts. We also implemented policy changes to help customers limit overdraft and returned item fees. The continuing impact of these laws and regulations on our future revenue could vary materially due to a variety of factors, including changes in customer behavior, economic conditions and other potential offsetting factors.

On July 21, 2010, the Dodd-Frank Act, the most significant financial reform legislation since the 1930s, became law. The Dodd-Frank Act, among other things, (i) established the Financial Stability Oversight Council to monitor systemic risk posed by financial firms and imposes additional and enhanced FRB regulations, including capital and liquidity requirements, on certain large, interconnected bank holding companies such as Wells Fargo and systemically significant nonbanking firms intended to promote financial stability; (ii) creates a liquidation framework for the resolution of covered financial companies, the costs of which would be paid through assessments on surviving covered financial companies; (iii) makes significant changes to the structure of bank and bank holding company regulation and activities in a variety of areas, including prohibiting proprietary trading and private fund investment activities, subject to certain exceptions; (iv) creates a new framework for the regulation of over-the-counter derivatives and new regulations for the securitization market and strengthens the regulatory oversight of securities and capital markets by the SEC; (v) established the Consumer Financial Protection Bureau (CFPB) within the FRB, which has sweeping powers to administer and enforce a new federal regulatory framework of consumer financial regulation; (vi) may limit the existing pre-emption of state laws with respect to the application of such laws to national banks, makes federal pre-emption no longer applicable to operating subsidiaries of national banks, and gives state authorities, under certain circumstances, the ability to enforce state laws and federal consumer regulations against national banks; (vii) provides for increased regulation of residential mortgage activities; (viii) revised the FDIC’s assessment base for deposit insurance by changing from an assessment base defined by deposit liabilities to a risk-based system based on total assets; (ix) phases out over three years beginning January 2013 the Tier 1 capital treatment of trust preferred securities; (x) permitted banks to pay interest on business checking accounts beginning on July 1, 2011; (xi) authorized the FRB under the Durbin Amendment to adopt regulations that limit debit card interchange fees received by debit card issuers; and (xii) includes several corporate governance and executive compensation provisions and requirements, including mandating an advisory stockholder vote on executive compensation.

Risk Factors (continued)

The Dodd-Frank Act and many of its provisions became effective in July 2010 and July 2011. However, a number of its provisions still require extensive rulemaking, guidance, and interpretation by regulatory authorities. Accordingly, in many respects the ultimate impact of the Dodd-Frank Act and its effects on the U.S. financial system and the Company still remain uncertain. Nevertheless, the Dodd-Frank Act, including current and future rules implementing its provisions and the interpretation of those rules, could result in a loss of revenue, require us to change certain of our business practices, limit our ability to pursue certain business opportunities, increase our capital requirements and impose additional assessments and costs on us and otherwise adversely affect our business operations and have other negative consequences. For example, as a result of the FRB’s new rules limiting debit card interchange fees, our fourth quarter 2011 debit card interchange fees were reduced by $365 million (pre-tax). Although we expect to recapture a portion of our lost income over time through volume and product changes, there can be no assurance that we will be successful in our efforts to mitigate the negative impact to our financial results from the Durbin Amendment.

In addition, our consumer businesses, including our mortgage, credit card and other consumer lending and non-lending businesses, may be negatively affected by the activities of the CFPB, which has broad rulemaking powers and supervisory authority over consumer financial products and services. Although the full impact of the CFPB on our businesses is uncertain, the CFPB’s activities may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements which could limit or negatively affect the products and services that we currently offer our customers. As a result of greater regulatory scrutiny of our consumer businesses, we also may become subject to more or expanded regulatory examinations and/or investigations, which also could result in increased costs and harm to our reputation in the event of a failure to comply with the increased regulatory requirements.

The Dodd-Frank Act’s proposed prohibitions or limitations on proprietary trading and private fund investment activities, known as the “Volcker Rule,” also may reduce our revenue and earnings, although proprietary trading has not been significant to our financial results. The Volcker Rule is subject to final rulemaking and interpretation, and the ultimate impact of the Volcker Rule on our investment activities, including our venture capital business, is uncertain.

Other future regulatory initiatives that could significantly affect our business include proposals to reform the housing finance market in the United States. These proposals, among other things, consider winding down the GSEs and reducing or eliminating over time the role of the GSEs in guaranteeing mortgages and providing funding for mortgage loans, as well as the implementation of reforms relating to borrowers, lenders, and investors in the mortgage market, including reducing the maximum size of a loan that the GSEs can guarantee, phasing in a minimum down payment requirement for borrowers, improving underwriting standards, and increasing accountability and transparency in the securitization process. As recently proposed by the Obama administration, Congress also may consider the adoption of legislation to reform the mortgage financing market in an effort to assist borrowers experiencing difficulty in making mortgage payments or refinancing their mortgages. The extent and timing of any regulatory reform or the adoption of any legislation regarding the GSEs and/or the home mortgage market, as well as any effect on the Company’s business and financial results, are uncertain.

Any other future legislation and/or regulation, if adopted, also could significantly change our regulatory environment and increase our cost of doing business, limit the activities we may pursue or affect the competitive balance among banks, savings associations, credit unions, and other financial services companies, and have a material adverse effect on our financial results and condition.

For more information, refer to the “Regulatory Reform” section in this Report and the “Regulation and Supervision” section in our 2011 Form 10-K.

Bank regulations, including Basel capital standards and FRB guidelines and rules, may require higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business or provide loans to our customers. Federal banking regulators continually monitor the capital position of banks and bank holding companies. In December 2010, the Basel Committee on Bank Supervision finalized a set of international guidelines for determining regulatory capital known as Basel III. These guidelines are designed to address many of the weaknesses identified in the banking sector as contributing to the financial crisis of 2008 and 2009 by, among other things, increasing minimum capital requirements, increasing the quality of capital, increasing the risk coverage of the capital framework, and increasing standards for the supervisory review process and public disclosure. When fully phased in, the Basel III guidelines require bank holding companies to maintain a minimum ratio of Tier 1 common equity to risk-weighted assets of at least 7.0%. The Basel Committee also proposed certain liquidity coverage and funding ratios. In June 2011, the Basel Committee proposed additional Tier 1 common equity surcharge requirements for global systemically important banks ranging from 1.0% to 3.5% depending on the bank’s systemic importance to be determined based on certain factors. This new capital surcharge, which would be phased in beginning in January 2016 and become fully effective on January 1, 2019, would be in addition to the Basel III 7.0% Tier 1 common equity requirement proposed in December 2010. The Company has been identified as one of the initial 29 global systemically important banks that would be subject to the surcharge, but the surcharge amount has not yet been determined. The U.S. regulatory bodies are reviewing the final international standards, and the ultimate impact of the Basel III standards on our capital and liquidity will depend on such final rulemaking and regulatory interpretations of the rules as we, along with our regulatory authorities, apply the final rules during the implementation process.

As part of its obligation to impose enhanced capital and risk-management standards on large financial firms pursuant to the Dodd-Frank Act, the FRB issued a final capital plan rule that became effective December 30, 2011. The final capital plan rule requires top-tier U.S. bank holding companies, including the Company, to submit annual capital plans for review and to obtain regulatory approval before making capital distributions. There can be no assurance that the FRB would respond favorably to the Company’s future capital plans. The FRB also recently proposed rules under the Dodd-Frank Act that will impose enhanced prudential standards on large bank holding companies such as the Company, including enhanced capital, stress testing, and liquidity requirements.

The Basel standards and FRB regulatory capital and liquidity requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases, and may require us to increase our capital and/or liquidity. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity could require us to liquidate assets or otherwise change our business and/or investment plans, which may negatively affect our financial results. Although not currently anticipated, the proposed Basel capital requirements and/or our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute the ownership of existing stockholders.

For more information, refer to the “Capital Management” and “Regulatory Reform” sections in this Report and the “Regulation and Supervision” section of our 2011 Form 10-K.

FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition. The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict. As a result of the FRB’s concerns regarding, among other things, continued slow economic growth and a weak housing market, the FRB recently indicated that it intends to keep the target range for the federal funds rate near zero at least through late 2014. The FRB also may increase its purchases of U.S. government and mortgage-backed securities or take other actions in an effort to reduce or maintain low long-term interest rates. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin as it may result in us holding lower yielding loans and investment securities on our balance sheet.

RISKS RELATED TO CREDIT AND OUR MORTGAGE BUSINESS

As one of the largest lenders in the U.S., increased credit risk, including as a result of a deterioration in economic conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition. When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. As noted above, if the current economic environment were to deteriorate, more of our customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, or other factors. For example, changes in borrower behavior or the regulatory environment also could influence recognition of credit losses in the portfolio and our allowance for credit losses.

Reflecting the continued improved credit performance in our loan portfolios, our provision expense was $3.4 billion and $2.0 billion less than net charge-offs in 2011 and 2010, respectively, which had a positive effect on our earnings. Absent significant deterioration in the economy, we expect future allowance releases in 2012, although at more modest levels. While we believe that our allowance for credit losses was appropriate at December 31, 2011, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions, we may be required to build reserves in future periods, which would reduce our earnings.

For more information, refer to the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.

We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral. Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our home equity loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, continued deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. As a result of the Wachovia merger, we have

Risk Factors (continued)

increased our exposure to California, as well as to Arizona and Florida, two states that have also suffered significant declines in home values, as well as significant declines in economic activity. Deterioration in economic conditions, housing conditions and real estate values in these states and generally across the country could result in materially higher credit losses, including for our home equity portfolio.

The Wachovia merger also increased our CRE exposure, particularly in California and Florida, and we are currently the largest CRE lender in the U.S. A deterioration in economic conditions that negatively affects the business performance of our CRE borrowers, including increases in interest rates and/or declines in commercial property values, could result in materially higher credit losses and have a material adverse effect on our financial results and condition.

The European debt crisis, which has resulted in deteriorating economic conditions in Europe and ratings agency downgrades of the sovereign debt ratings of several European countries, has increased foreign credit risk. Although our foreign loan exposure represented only approximately 5% of our total consolidated outstanding loans and 3% of our total assets at December 31, 2011, continued European economic difficulties could indirectly have a material adverse effect on our credit performance and results of operations and financial condition to the extent it negatively affects the U.S. economy and/or our borrowers who have foreign operations.

For more information, refer to the “Risk Management – Credit Risk Management” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

We may incur losses on loans, securities and other acquired assets of Wachovia that are materially greater than reflected in our fair value adjustments. We accounted for the Wachovia merger under the purchase method of accounting, recording the acquired assets and liabilities of Wachovia at fair value. All PCI loans acquired in the merger were recorded at fair value based on the present value of their expected cash flows. We estimated cash flows using internal credit, interest rate and prepayment risk models using assumptions about matters that are inherently uncertain. We may not realize the estimated cash flows or fair value of these loans. In addition, although the difference between the pre-merger carrying value of the credit-impaired loans and their expected cash flows – the “nonaccretable difference” – is available to absorb future charge-offs, we may be required to increase our allowance for credit losses and related provision expense because of subsequent additional credit deterioration in these loans.

For more information, refer to the “Critical Accounting Policies – Purchased Credit-Impaired (PCI) Loans” and “Risk Management – Credit Risk Management” sections in this Report.

Our mortgage banking revenue can be volatile from quarter to quarter, including as a result of changes in interest rates and the value of our MSRs and MHFS, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans. We were the largest mortgage originator and residential mortgage servicer in the U.S. as of December 31, 2011, and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry substantially all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs. We also measure at fair value prime MHFS for which an active secondary market and readily available market prices exist. In addition, we measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall.

When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is generally immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would generally accrue over time. It is also possible that, because of economic conditions and/or a weak or deteriorating housing market similar to current market conditions, even if interest rates were to fall or remain low, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.

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

We sell most of the mortgage loans we originate in order to reduce our credit risk and provide funding for additional loans. We rely on GSEs to purchase loans that meet their conforming loan requirements and on other capital markets investors to purchase loans that do not meet those requirements – referred to as “nonconforming” loans. During the past few years investor demand for nonconforming loans has fallen sharply, increasing credit spreads and reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund – and thus originate – new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that GSEs will not materially limit their purchases of conforming loans, including because of capital constraints or change their criteria for conforming loans (e.g., maximum loan amount or borrower eligibility). Each of the GSEs is currently in conservatorship, with its primary regulator, the Federal Housing Agency acting as conservator. We cannot predict if, when or how the conservatorship will end, or any associated changes to the GSEs business structure and operations that could result. As noted above, there are various proposals to reform the housing finance market in the U.S., including the role of the GSEs in the housing finance market. The extent and timing of any such regulatory reform regarding the housing finance market and the GSEs, including whether the GSEs will continue to exist in their current form, as well as any effect on the Company’s business and financial results, are uncertain.

For more information, refer to the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies” sections in this Report.

We may be required to repurchase mortgage loans or reimburse investors and others as a result of breaches in contractual representations and warranties. We sell residential mortgage loans to various parties, including GSEs, SPEs that issue private label MBS, and other financial institutions that purchase mortgage loans for investment or private label securitization. We may also pool FHA-insured and VA-guaranteed mortgage loans which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with the FHA and VA contain various representations and warranties regarding the origination and characteristics of the mortgage loans, including ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and compliance with applicable origination laws. We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan as to which the required documents are not delivered or are defective. We may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We establish a mortgage repurchase liability related to the various representations and warranties that reflect management’s estimate of losses for loans which we have a repurchase obligation. Our mortgage purchase liability represents management’s best estimate of the probable loss that we may expect to incur for the representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. As a result of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. If economic conditions and the housing market do not improve or future investor repurchase demand and our success at appealing repurchase requests differ from past experience, we could continue to have increased repurchase obligations and increased loss severity on repurchases, requiring material additions to the repurchase liability.

For more information, refer to the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section in this Report.

We may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions. We act as servicer and/or master servicer for mortgage loans included in securitizations and for unsecuritized mortgage loans owned by investors. As a servicer or master servicer for those loans we have certain contractual obligations to the securitization trusts, investors or other third parties, including, in our capacity as a servicer, foreclosing on defaulted mortgage loans or, to the extent consistent with the applicable securitization or other investor agreement, considering alternatives to foreclosure such as loan modifications or short sales and, in our capacity as a master servicer, overseeing the servicing of mortgage loans by the servicer. If we commit a material breach of our obligations as

Risk Factors (continued)

servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, which can generally be given by the securitization trustee or a specified percentage of security holders, causing us to lose servicing income. In addition, we may be required to indemnify the securitization trustee against losses from any failure by us, as a servicer or master servicer, to perform our servicing obligations or any act or omission on our part that involves wilful misfeasance, bad faith or gross negligence. For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer or master servicer, or increased loss severity on such repurchases, we may have a significant reduction to net servicing income within mortgage banking noninterest income.

We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by Federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our residential mortgage origination or servicing business. In April 2011, we entered into consent orders with the OCC and the FRB following a joint interagency horizontal examination of foreclosure processing at large mortgage servicers, including the Company. These orders incorporate remedial requirements for identified deficiencies and require the Company to, among other things, take certain actions with respect to our mortgage servicing and foreclosure operations, including submitting various action plans to ensure that our mortgage servicing and foreclosure operations comply with legal requirements, regulatory guidance and the consent orders. As noted above, any increase in our servicing costs from changes in our foreclosure and other servicing practices, including resulting from the consent orders, negatively affects the fair value of our MSRs.

        The consent orders did not provide for civil money penalties but both government entities reserved the ability to seek such penalties. On February 9, 2012, the OCC and the FRB announced that they had also imposed civil money penalties of $83 million and $85 million, respectively, related to the consent orders. These penalties will be satisfied through payments made under a separate simultaneous settlement in principle, announced on the same day, among the Department of Justice, a task force of Attorneys General from 49 states, other government entities, the Company and four other mortgage servicers related to mortgage servicing and foreclosure practices. Under the settlement in principle, which is subject to the execution of a definitive agreement and court approval, the Company agreed to certain commitments totaling $5.3 billion involving, among other things, a commitment to provide $3.4 billion in aggregate consumer relief and assistance programs for qualified borrowers, including expanded first and second lien mortgage modifications that broaden the use of principal reduction to help customers achieve affordability, an expanded short sale program that includes waivers of deficiency balances, forgiveness of arrearages for unemployed borrowers, cash-for-keys payments to borrowers who voluntarily vacate properties, and “anti-blight” provisions designed to reduce the impact on communities of vacant properties, and an expanded first-lien refinance program commitment estimated to provide $900 million of aggregate payment relief to qualified borrowers over the life of the refinanced loans. In addition, the Company will be required to implement comprehensive servicing standards. As part of the settlement in principle, the Company was released from claims and allegations relating to servicing, modification and foreclosure practices; however, the settlement does not release the Company from any claims arising out of securitization activities, including representations made to investors respecting mortgage-backed securities; criminal claims; repurchase demands from the GSEs; and inquiries into MERS, among other items. Government agencies continue investigations of whether the Company may have violated fair lending or other laws and regulations relating to mortgage origination practices and whether the Company’s offering statements included adequate disclosure of the risks associated with mortgage-backed securities. These investigations, as well as any investigations or litigation relating to any of the Company’s mortgage servicing and foreclosure practices that are not covered or released by the settlement in principle or definitive agreement, could result in material fines, penalties, equitable remedies, or other enforcement actions. The Company’s payment and other customer relief obligations under the settlement in principle were accrued for or otherwise considered in our allowance for credit losses and in the nonaccretable difference relating to our purchased-credit-impaired residential mortgage portfolio as of December 31, 2011, and, therefore, are not expected to have a material adverse effect on our financial results. However, there can be no assurance that the settlement will not result in unexpected costs or developments that could materially adversely affect our mortgage business and/or our financial results. For example, we may be required to pay additional amounts under the settlement if we fail to satisfy our commitment requirements in a timely manner. Furthermore, there can be no assurance as to when or whether a definitive agreement regarding the settlement will be reached and finalized or that it will be on terms consistent with the settlement in principle.

For more information, refer to the “Risk Management – Liability for Mortgage Loan Repurchase Losses” and “– Risks Relating to Servicing Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” sections and Note 14 (Guarantees) and Note 15 (Legal Actions) to Financial Statements in this Report.

106

Financial difficulties or credit downgrades of mortgage and bond insurers may negatively affect our servicing and investment portfolios. Our servicing portfolio includes certain mortgage loans that carry some level of insurance from one or more mortgage insurance companies. To the extent that any of these companies experience financial difficulties or credit downgrades, we may be required, as servicer of the insured loan on behalf of the investor, to obtain replacement coverage with another provider, possibly at a higher cost than the coverage we would replace. We may be responsible for some or all of the incremental cost of the new coverage for certain loans depending on the terms of our servicing agreement with the investor and other circumstances, although we do not have an additional risk of repurchase loss associated with claim amounts for loans sold to third-party investors. Similarly, some of the mortgage loans we hold for investment or for sale carry mortgage insurance. If a mortgage insurer is unable to meet its credit obligations with respect to an insured loan, we might incur higher credit losses if replacement coverage is not obtained. For example, in October 2011, PMI Mortgage Insurance Co. (PMI), one of our providers of mortgage insurance, was seized by its regulator. We previously utilized PMI to provide mortgage insurance on certain loans originated and held in our portfolio and on loans originated and sold to third-party investors. We also hold a small amount of residential MBS, which are backed by mortgages with a limited amount of insurance provided by PMI. PMI has announced that it will pay 50% of insurance claim amounts in cash with the rest deferred. Although we do not expect PMI’s situation to have a material adverse effect on our financial results because of the limited amount of loans and securities held in our portfolios with PMI insurance support, we cannot be certain that any such future events involving one of our other mortgage insurance company providers will not materially adversely affect our mortgage business and/or financial results. We also have investments in municipal bonds that are guaranteed against loss by bond insurers. The value of these bonds and the payment of principal and interest on them may be negatively affected by financial difficulties or credit downgrades experienced by the bond insurers.

For more information, refer to the “Earnings Performance – Balance Sheet Analysis – Securities Available for Sale” and “Risk Management – Credit Risk Management– Liability for Mortgage Loan Repurchase Losses” sections in this Report.

OPERATIONAL AND LEGAL RISK

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses. As a large financial institution that serves over 70 million customers through over 9,000 stores, 12,000 ATMs, the Internet and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout the U.S. and internationally, and as customer, public and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in customer transaction volume; electrical or telecommunications outages; natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers.

Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. Those parties also may attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablet PC’s, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or otherwise disrupt Wells Fargo’s or its customers’ or other third parties’ business operations.

Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the prominent size and scale of Wells Fargo and

Risk Factors (continued)

its role in the financial services industry, our plans to continue to implement our Internet banking and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, the continued uncertain global economic environment, and the remaining system and customer account conversions associated with our integration of Wachovia expected to be completed in first quarter 2012. As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for Wells Fargo. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, financial losses, the inability of our customers to transact business with us, violations of applicable privacy and other laws, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Our framework for managing risks may not be effective in mitigating risk and loss to us. Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. For example, the recent financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations. We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of

Foreign Assets Control (OFAC) that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation as described below and could restrict the ability of institutional investment managers to invest in our securities.

Negative publicity, including as a result of protests, could damage our reputation and business. Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business and increased substantially because of the financial crisis and the increase in our size and profile in the financial services industry following our acquisition of Wachovia. The reputation of the financial services industry in general has been damaged as a result of the financial crisis and other matters affecting the financial services industry, and negative public opinion about the financial services industry generally or Wells Fargo specifically could adversely affect our ability to keep and attract customers. Negative public opinion could result from our actual or alleged conduct in any number of activities, including mortgage lending practices, servicing and foreclosure activities, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community or other organizations in response to that conduct. Because we conduct most of our businesses under the “Wells Fargo” brand, negative public opinion about one business could affect our other businesses and also could negatively affect our “cross-sell” strategy. The proliferation of social media websites utilized by Wells Fargo and other third parties, as well as the personal use of social media by our team members and others, including personal blogs and social network profiles, also may increase the risk that negative, inappropriate or unauthorized information may be posted or released publicly that could harm our reputation or have other negative consequences, including as a result of our team members interacting with our customers in an unauthorized manner in various social media outlets.

During the past several months, Wells Fargo and other financial institutions have been the targets of numerous protests throughout the U.S., such as the “Occupy Wall Street” protests and other movements designed to cause customers to close their accounts with large financial institutions. These protests have included disrupting the operation of our retail banking stores and have resulted in negative public commentary about financial institutions, including the fees charged for various products and services. There can be no assurance that continued protests and negative publicity for the Company or large financial institutions generally will not harm our reputation and adversely affect our business and financial results.

Risks Relating to Legal Proceedings. Wells Fargo and some of its subsidiaries are involved in judicial, regulatory and arbitration proceedings or investigations concerning matters arising from our business activities. Although we believe we have a meritorious defense in all material significant litigation pending against us, there can be no assurance as to the ultimate outcome. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. We may still incur legal costs for a matter even if we have not established a reserve. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts reserved for that matter. The ultimate resolution of a pending legal proceeding, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition.

For more information, refer to Note 15 (Legal Actions) to Financial Statements in this Report.

RISKS RELATED TO OUR INDUSTRY’S COMPETITIVE OPERATING ENVIRONMENT

We face significant and increasing competition in the rapidly evolving financial services industry. We compete with other financial institutions in a highly competitive industry that is undergoing significant changes as a result of financial regulatory reform and increased public scrutiny stemming from the recent financial crisis and continued challenging economic conditions. Wells Fargo generally competes on the basis of the quality of our customer service, the wide variety of products and services that we can offer our customers and the ability of those products and services to satisfy our customers’ needs, the pricing of our products and services, the extensive distribution channels available for our customers, our innovation, and our reputation. Continued and increased competition in any one or all of these areas may negatively affect our market share and results of operations and/or cause us to increase our capital investment in our businesses in order to remain competitive. Given the current economic, regulatory, and political environment for large financial institutions such as Wells Fargo, as well as increased public protest movements and negative publicity, there is increased competitive pressure to provide products and services at current or lower prices. Consequently, our ability to reposition or reprice our products and services from time to time may be limited and could be influenced significantly by the actions of our competitors who may or may not charge similar fees for their products and services. Any changes in the types of products and services that we offer our customers and/or the pricing for those products and services could result in a loss of customers and market share and could materially adversely affect our results of operations.

Continued technological advances and the growth of e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions and other companies to provide electronic and internet-based financial solutions, including electronic payment solutions. We may not respond effectively to these competitive threats from existing and new competitors and may be forced to increase our investment in our business to modify or adapt our existing products and services or develop new products and services to respond to our customers’ needs.

Our “cross-selling” efforts to increase the number of products our customers buy from us and offer them all of the financial products that fulfill their needs is a key part of our growth strategy, and our failure to execute this strategy effectively could have a material adverse effect on our revenue growth and financial results. Selling more products to our customers – “cross-selling” – is very important to our business model and key to our ability to grow revenue and earnings especially during the current environment of slow economic growth and regulatory reform initiatives. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can limit our ability to sell more products to our customers or influence us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Our cross-sell strategy also is dependent on earning more business from our Wachovia customers, and increasing our cross-sell ratio – or the average number of products sold to existing customers – may become more challenging and we might not attain our goal of selling an average of eight products to each customer.

Our ability to attract and retain qualified team members is critical to the success of our business and failure to do so could adversely affect our business performance, competitive position and future prospects. The success of Wells Fargo is heavily dependent on the talents and efforts of our team members, and in many areas of our business, including the commercial banking, brokerage, investment advisory, and capital markets businesses, the competition for highly qualified personnel is intense. In order to attract and retain highly qualified team members, we must provide competitive compensation. As a large financial institution we may be subject to limitations on compensation by our regulators that may adversely affect our ability to attract and retain these qualified team members. Some of our competitors may not be subject to these same compensation limitations, which may further negatively affect our ability to attract and retain highly qualified team members.

RISKS RELATED TO OUR FINANCIAL STATEMENTS

Changes in accounting policies or accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect how we report our financial results and condition. Our accounting policies are fundamental to determining and understanding our financial results and condition. As described below, some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Any changes in our accounting policies could materially affect our financial statements.

Risk Factors (continued)

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

Our financial statements are based in part on assumptions and estimates which, if wrong, could cause unexpected losses in the future, and our financial statements depend on our internal controls over financial reporting. Pursuant to U.S. GAAP, we are required to use certain assumptions and estimates in preparing our financial statements, including in determining credit loss reserves, reserves for mortgage repurchases, reserves related to litigation and the fair value of certain assets and liabilities, among other items. Several of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, refer to the “Critical Accounting Policies” section in this Report. If assumptions or estimates underlying our financial statements are incorrect, we may experience material losses.

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

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) requires our management to evaluate the Company’s disclosure controls and procedures and its internal control over financial reporting and requires our auditors to issue a report on our internal control over financial reporting. We are required to disclose, in our annual report on Form 10-K, the existence of any “material weaknesses” in our internal controls. We cannot assure that we will not identify one or more material weaknesses as of the end of any given quarter or year, nor can we predict the effect on our stock price of disclosure of a material weakness. Sarbanes-Oxley also limits the types of non-audit services our outside auditors may provide to us in order to preserve their independence from us. If our auditors were found not to be “independent” of us under SEC rules, we could be required to engage new auditors and file financial statements and audit reports with the SEC. We could be out of compliance with SEC rules until new financial statements and audit reports were filed, limiting our ability to raise capital and resulting in other adverse consequences.

RISKS RELATED TO ACQUISITIONS

Acquisitions could reduce our stock price upon announcement and reduce our earnings if we overpay or have difficulty integrating them. We regularly explore opportunities to acquire companies in the financial services industry. We cannot predict the frequency, size or timing of our acquisitions, and we typically do not comment publicly on a possible acquisition until we have signed a definitive agreement. When we do announce an acquisition, our stock price may fall depending on the size of the acquisition, the type of business to be acquired, the purchase price, and the potential dilution to existing stockholders or our earnings per share if we issue common stock in connection with the acquisition.

We generally must receive federal regulatory approvals before we can acquire a bank, bank holding company or certain other financial services businesses depending on the size of the financial services business to be acquired. In deciding whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition and the risk to the stability of the U.S. banking or financial system, our financial condition and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act, and our effectiveness in combating money laundering. As a result of the Dodd-Frank Act and concerns regarding the large size of financial institutions such as Wells Fargo, the regulatory process for approving acquisitions has become more complex and regulatory approvals may be more difficult to obtain. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units or assets or issue additional equity as a condition to receiving regulatory approval for an acquisition. In addition, federal bank regulations prohibit FRB regulatory approval of any transaction that would create an institution holding more than 10% of total U.S. insured deposits, or of any transaction (whether or not subject to FRB approval) that would create a financial company with more than 10% of the liabilities of all financial companies in the U.S. We are approaching the deposit cap, which may limit our bank acquisition opportunities in the future.

Difficulty in integrating an acquired company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition, loss of key team members, disruption of our business or the business of the acquired company, or otherwise harm our ability to retain customers and team members or achieve the anticipated benefits of the acquisition. Time and resources spent on integration may also impair our ability to grow our existing businesses. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected. Many of the foregoing risks may be increased if the acquired company operates internationally or in a geographic location where we do not already have significant business operations and/or team members.

* * *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2012 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

Controls and Procedures

Disclosure Controls and Procedures

As required by SEC rules, the Company’s management evaluated the effectiveness, as of December 31, 2011, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2011.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2011 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below, and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on this assessment, management concluded that as of December 31, 2011, the Company’s internal control over financial reporting was effective.

KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wells Fargo & Company:

We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 28, 2012, expressed an unqualified opinion on those consolidated financial statements.

San Francisco, California

February 28, 2012

Financial Statements

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Income

	Year ended December 31,

(in millions, except per share amounts)	2011	2010	2009

Interest income
Trading assets	$1,440	1,098	918
Securities available for sale	8,475	9,666	11,319
Mortgages held for sale	1,644	1,736	1,930
Loans held for sale	58	101	183
Loans	37,247	39,760	41,589
Other interest income	548	435	335

Total interest income	49,412	52,796	56,274

Interest expense
Deposits	2,275	2,832	3,774
Short-term borrowings	80	92	222
Long-term debt	3,978	4,888	5,782
Other interest expense	316	227	172

Total interest expense	6,649	8,039	9,950

Net interest income	42,763	44,757	46,324
Provision for credit losses	7,899	15,753	21,668

Net interest income after provision for credit losses	34,864	29,004	24,656

Noninterest income
Service charges on deposit accounts	4,280	4,916	5,741
Trust and investment fees	11,304	10,934	9,735
Card fees	3,653	3,652	3,683
Other fees	4,193	3,990	3,804
Mortgage banking	7,832	9,737	12,028
Insurance	1,960	2,126	2,126
Net gains from trading activities	1,014	1,648	2,674
Net gains (losses) on debt securities available for sale (1)	54	(324)	(127)
Net gains from equity investments (2)	1,482	779	185
Operating leases	524	815	685
Other	1,889	2,180	1,828

Total noninterest income	38,185	40,453	42,362

Noninterest expense
Salaries	14,462	13,869	13,757
Commission and incentive compensation	8,857	8,692	8,021
Employee benefits	4,348	4,651	4,689
Equipment	2,283	2,636	2,506
Net occupancy	3,011	3,030	3,127
Core deposit and other intangibles	1,880	2,199	2,577
FDIC and other deposit assessments	1,266	1,197	1,849
Other	13,286	14,182	12,494

Total noninterest expense	49,393	50,456	49,020

Income before income tax expense	23,656	19,001	17,998
Income tax expense	7,445	6,338	5,331

Net income before noncontrolling interests	16,211	12,663	12,667
Less: Net income from noncontrolling interests	342	301	392

Wells Fargo net income	$15,869	12,362	12,275

Less: Preferred stock dividends and other	844	730	4,285

Wells Fargo net income applicable to common stock	$15,025	11,632	7,990

Per share information
Earnings per common share	$2.85	2.23	1.76
Diluted earnings per common share	2.82	2.21	1.75
Dividends declared per common share	0.48	0.20	0.49
Average common shares outstanding	5,278.1	5,226.8	4,545.2
Diluted average common shares outstanding	5,323.4	5,263.1	4,562.7

(1)	Total other-than-temporary impairment (OTTI) losses (gains) were $349 million, $500 million and $2,352 million for the year ended December 31, 2011, 2010 and 2009, respectively. Of total OTTI, $423 million, $672 million and $1,012 million were recognized in earnings, and $(74) million, $(172) million and $1,340 million were recognized as non-credit related OTTI in other comprehensive income for the year ended December 31, 2011, 2010 and 2009, respectively.
(2)	Includes OTTI losses of $288 million, $268 million and $655 million for the year ended December 31, 2011, 2010 and 2009, respectively.

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries

Consolidated Balance Sheet

	December 31,

(in millions, except shares)	2011	2010

Assets
Cash and due from banks	$19,440	16,044
Federal funds sold, securities purchased under resale agreements and other short-term investments	44,367	80,637
Trading assets	77,814	51,414
Securities available for sale	222,613	172,654
Mortgages held for sale (includes $44,791 and $47,531 carried at fair value)	48,357	51,763
Loans held for sale (includes $1,176 and $873 carried at fair value)	1,338	1,290

Loans (includes $5,916 and $309 carried at fair value)	769,631	757,267
Allowance for loan losses	(19,372)	(23,022)

Net loans	750,259	734,245

Mortgage servicing rights:
Measured at fair value	12,603	14,467
Amortized	1,408	1,419
Premises and equipment, net	9,531	9,644
Goodwill	25,115	24,770
Other assets	101,022	99,781

Total assets (1)	$1,313,867	1,258,128

Liabilities
Noninterest-bearing deposits	$244,003	191,256
Interest-bearing deposits	676,067	656,686

Total deposits	920,070	847,942
Short-term borrowings	49,091	55,401
Accrued expenses and other liabilities	77,665	69,913
Long-term debt (includes $0 and $306 carried at fair value)	125,354	156,983

Total liabilities (2)	1,172,180	1,130,239

Equity
Wells Fargo stockholders’ equity:
Preferred stock	11,431	8,689
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,358,522,061 shares and 5,272,414,622 shares	8,931	8,787
Additional paid-in capital	55,957	53,426
Retained earnings	64,385	51,918
Cumulative other comprehensive income	3,207	4,738
Treasury stock – 95,910,425 shares and 10,131,394 shares	(2,744)	(487)
Unearned ESOP shares	(926)	(663)

Total Wells Fargo stockholders’ equity	140,241	126,408
Noncontrolling interests	1,446	1,481

Total equity	141,687	127,889

Total liabilities and equity	$1,313,867	1,258,128

(1)	Our consolidated assets at December 31, 2011 and at December 31, 2010, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $321 million and $200 million; Trading assets, $293 million and $143 million; Securities available for sale, $3.3 billion and $2.2 billion; Mortgages held for sale, $444 million and $634 million; Net loans, $12.0 billion and $16.7 billion; Other assets, $1.9 billion and $2.1 billion; and Total assets, $18.2 billion and $21.9 billion.
(2)	Our consolidated liabilities at December 31, 2011 and at December 31, 2010, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Short-term borrowings, $24 million and $7 million; Accrued expenses and other liabilities, $175 million and $98 million; Long-term debt, $4.9 billion and $8.3 billion; and Total liabilities, $5.1 billion and $8.4 billion.

The accompanying notes are an integral part of these statements.

Financial Statements

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
Defined benefit plans adjustment

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
Defined benefit plans adjustment

Total comprehensive income
Noncontrolling interests
Common stock issued			58,375,566	27
Common stock repurchased			(3,010,451)
Preferred stock issued to ESOP	1,000,000	1,000
Preferred stock released by ESOP
Preferred stock converted to common shares	(795,637)	(796)	28,293,520	17
Common stock warrants repurchased
Common stock dividends
Preferred stock dividends
Tax benefit upon exercise of stock options
Stock incentive compensation expense
Net change in deferred compensation and related plans

Net change	204,363	204	83,658,635	44

Balance December 31, 2010	10,185,303	$8,689	5,262,283,228	$8,787

The accompanying notes are an integral part of these statements.

(continued on following pages)

			Wells Fargo stockholders’ equity

Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders’ equity	Noncontrolling interests	Total equity

36,026	36,543	(6,869)	(4,666)	(555)	99,084	3,232	102,316

	53	(53)
(3,716)					(3,716)	3,716	–

32,310	36,596	(6,922)	(4,666)	(555)	95,368	6,948	102,316

	12,275				12,275	392	12,667

		73			73	(7)	66
		9,806			9,806	5	9,811
		(221)			(221)		(221)
		273			273		273

					22,206	390	22,596

1,440					1,440	(4,500)	(3,060)
(79)					(79)	(265)	(344)
19,111	(898)		2,293		21,976		21,976
			(220)		(220)		(220)
					(25,000)		(25,000)
(7)				113	106		106
(54)			160		–		–
	(2,125)				(2,125)		(2,125)
	(4,285)				(2,026)		(2,026)
18					18		18
245					245		245
(106)			(17)		(123)		(123)

20,568	4,967	9,931	2,216	113	16,418	(4,375)	12,043

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	114,359

52,878	41,563	3,009	(2,450)	(442)	111,786	2,573	114,359

	183				183		183
	(28)				(28)		(28)

	12,362				12,362	301	12,663

		45			45	12	57
		1,525			1,525	13	1,538
		89			89		89
		70			70		70

					14,091	326	14,417
					–	(1,418)	(1,418)
375	(376)		1,349		1,375		1,375
			(91)		(91)		(91)
80				(1,080)	–		–
(63)				859	796		796
212			567		–		–
(545)					(545)		(545)
4	(1,049)				(1,045)		(1,045)
	(737)				(737)		(737)
97					97		97
436					436		436
(48)			138		90		90

548	10,355	1,729	1,963	(221)	14,622	(1,092)	13,530

53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889

(continued from previous pages)

Financial Statements

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Changes in Equity and Comprehensive Income

	Preferred stock		Common stock

(in millions, except shares)	Shares	Amount	Shares	Amount

Balance December 31, 2010	10,185,303	$8,689	5,262,283,228	$8,787

Balance January 1, 2011	10,185,303	8,689	5,262,283,228	8,787

Comprehensive income:
Net income
Other comprehensive income, net of tax:
Translation adjustments
Net unrealized losses on securities available for sale
Net unrealized losses on derivatives and hedging activities
Defined benefit plans adjustment

Total comprehensive income
Noncontrolling interests
Common stock issued			52,906,564	88
Common stock repurchased (1)			(85,779,031)
Preferred stock issued to ESOP	1,200,000	1,200
Preferred stock released by ESOP
Preferred stock converted to common shares	(959,623)	(959)	33,200,875	56
Common stock warrants repurchased
Preferred stock issued	25,010	2,501
Common stock dividends
Preferred stock dividends
Tax benefit upon exercise of stock options
Stock incentive compensation expense
Net change in deferred compensation and related plans

Net change	265,387	2,742	328,408	144

Balance December 31, 2011	10,450,690	$11,431	5,262,611,636	$8,931

(1)	Includes $150 million private forward repurchase contract. See Note 1 (Summary of Significant Accounting Policies) for additional information.

The accompanying notes are an integral part of these statements.

			Wells Fargo stockholders’ equity

Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders’ equity	Noncontrolling interests	Total equity

53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889

53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889

	15,869				15,869	342	16,211

		(22)			(22)	(2)	(24)
		(653)			(653)	(10)	(663)
		(249)			(249)		(249)
		(607)			(607)		(607)

					14,338	330	14,668
(37)					(37)	(365)	(402)
1,208					1,296		1,296
(150)			(2,266)		(2,416)		(2,416)
102				(1,302)	–		–
(80)				1,039	959		959
903					–		–
(2)					(2)		(2)
					2,501		2,501
21	(2,558)				(2,537)		(2,537)
	(844)				(844)		(844)
78					78		78
529					529		529
(41)			9		(32)		(32)

2,531	12,467	(1,531)	(2,257)	(263)	13,833	(35)	13,798

55,957	64,385	3,207	(2,744)	(926)	140,241	1,446	141,687

Financial Statements

Wells Fargo & Company and Subsidiaries

Consolidated Statement of Cash Flows

	Year ended December 31,

(in millions)	2011	2010	2009

Cash flows from operating activities:
Net income before noncontrolling interests	$16,211	12,663	12,667
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	7,899	15,753	21,668
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	(295)	(1,025)	(20)
Depreciation and amortization	2,208	1,924	2,841
Other net losses (gains)	3,273	1,345	(3,867)
Preferred stock released by ESOP	959	796	106
Stock incentive compensation expense	529	436	245
Excess tax benefits related to stock option payments	(79)	(98)	(18)
Originations of MHFS	(345,099)	(370,175)	(414,299)
Proceeds from sales of and principal collected on mortgages originated for sale	298,524	355,325	399,261
Originations of LHFS	(5)	(4,596)	(10,800)
Proceeds from sales of and principal collected on LHFS	11,833	17,828	20,276
Purchases of LHFS	(11,723)	(7,470)	(8,614)
Net change in:
Trading assets	35,149	12,356	13,983
Deferred income taxes	3,573	4,287	9,453
Accrued interest receivable	(401)	1,051	(293)
Accrued interest payable	(362)	(268)	(1,028)
Other assets, net	(11,529)	(19,631)	(15,018)
Other accrued expenses and liabilities, net	3,000	(1,729)	2,070

Net cash provided by operating activities	13,665	18,772	28,613

Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	36,270	(39,752)	8,548
Securities available for sale:
Sales proceeds	23,062	8,668	53,038
Prepayments and maturities	52,618	47,919	38,811
Purchases	(121,235)	(53,466)	(95,285)
Loans:
Loans originated by banking subsidiaries, net of principal collected	(35,686)	15,869	52,240
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	6,555	6,517	6,162
Purchases (including participations) of loans by banking subsidiaries	(8,878)	(2,297)	(3,363)
Principal collected on nonbank entities’ loans	9,782	15,560	14,428
Loans originated by nonbank entities	(7,522)	(10,836)	(9,961)
Net cash paid for acquisitions	(353)	(36)	(138)
Proceeds from sales of foreclosed assets	10,655	5,444	3,759
Changes in MSRs from purchases and sales	(155)	(65)	(10)
Other, net	(157)	2,800	3,556

Net cash provided (used) by investing activities	(35,044)	(3,675)	71,785

Cash flows from financing activities:
Net change in:
Deposits	72,128	23,924	42,473
Short-term borrowings	(6,231)	11,308	(69,108)
Long-term debt:
Proceeds from issuance	11,687	3,489	8,396
Repayment	(50,555)	(63,317)	(66,260)
Preferred stock:
Proceeds from issuance	2,501	–	–
Redeemed	–	–	(25,000)
Cash dividends paid	(844)	(737)	(2,178)
Common stock:
Proceeds from issuance	1,296	1,375	21,976
Repurchased	(2,416)	(91)	(220)
Cash dividends paid	(2,537)	(1,045)	(2,125)
Common stock warrants repurchased	(2)	(545)	–
Excess tax benefits related to stock option payments	79	98	18
Net change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	–	–	(4,500)
Other	(331)	(592)	(553)

Net cash provided (used) by financing activities	24,775	(26,133)	(97,081)

Net change in cash and due from banks	3,396	(11,036)	3,317
Cash and due from banks at beginning of year	16,044	27,080	23,763

Cash and due from banks at end of year	$19,440	16,044	27,080

Supplemental cash flow disclosures:
Cash paid for interest	$7,011	8,307	10,978
Cash paid for income taxes	4,875	1,187	3,042

The accompanying notes are an integral part of these statements. See Note 1 for noncash activities.

See the Glossary of Acronyms at the end of this Report for terms used throughout the Financial Statements and related Notes of this Form 10-K.

Note 1: Summary of Significant Accounting Policies

Wells Fargo & Company is a diversified financial services company. We provide banking, insurance, trust and investments, mortgage banking, investment banking, retail banking, brokerage, and consumer and commercial finance through banking stores, the internet and other distribution channels to consumers, businesses and institutions in all 50 states, the District of Columbia, and in other countries. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us,” we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company. We also hold a majority interest in a real estate investment trust, which has publicly traded preferred stock outstanding.

Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including allowance for credit losses and purchased credit-impaired (PCI) loans (Note 6), valuations of residential mortgage servicing rights (MSRs) (Notes 8 and 9) and financial instruments (Note 17), liability for mortgage loan repurchase losses (Note 9) and income taxes (Note 21). Actual results could differ from those estimates.

Accounting Standards Adopted in 2011

In first quarter 2011, we adopted certain provisions of Accounting Standards Update (ASU or Update) 2010-6, Improving Disclosures about Fair Value Measurements.

ASU 2010-06 amends the disclosure requirements for fair value measurements. Companies are required to disclose significant transfers in and out of Levels 1 and 2 of the fair value hierarchy. This Update also clarifies that fair value measurement disclosures should be presented for each asset and liability class, which is generally a subset of a line item in the statement of financial position. In the rollforward of Level 3 activity, companies must present information on purchases, sales, issuances, and settlements on a gross basis rather than on a net basis. Companies should also provide information about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring instruments classified as either Level 2 or Level 3. In first quarter 2011, we adopted the requirement for gross presentation in the Level 3 rollforward with prospective application. The remaining provisions were effective for us in first quarter 2010. Our adoption of this Update did not affect our consolidated financial statement results since it amends only the disclosure requirements for fair value measurements.

In third quarter 2011, we adopted the following new accounting guidance:

•	Certain provisions of ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses; and
•	ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.

ASU 2010-20 requires enhanced disclosures for the allowance for credit losses and financing receivables, which include certain loans and long-term accounts receivables. Companies are required to disaggregate credit quality information and roll forward the allowance for credit losses by portfolio segment. Companies must also provide supplemental information on the nature and extent of troubled debt restructurings (TDRs) and their effect on the allowance for credit losses. We adopted the new disclosure requirements for TDRs in third quarter 2011 with retrospective application to January 1, 2011. The remaining provisions were effective for us in fourth quarter 2010. Our adoption of this Update did not affect our consolidated financial statement results since it amends only the disclosure requirements for financing receivables and the allowance for credit losses.

ASU 2011-02 provides guidance clarifying under what circumstances a creditor should classify a restructured receivable as a TDR. A receivable is a TDR if both of the following exist: 1) a creditor has granted a concession to the debtor, and 2) the debtor is experiencing financial difficulties. This Update clarifies that a creditor should consider all aspects of a restructuring when evaluating whether it has granted a concession, which include determining whether a debtor can obtain funds from another source at market rates and assessing the value of additional collateral and guarantees obtained at the time of restructuring. This Update also provides factors a creditor should consider when determining if a debtor is experiencing financial difficulties, such as probability of payment default and bankruptcy declarations. This guidance was effective for us in third quarter 2011 with retrospective application to January 1, 2011. Our adoption of this Update did not have a material effect on our consolidated financial statements.

In fourth quarter 2011, we early adopted ASU 2011-08, Testing Goodwill for Impairment.

Note 1: Summary of Significant Accounting Policies (continued)

ASU 2011-08 provides entities with the option to perform a qualitative assessment of goodwill to test for impairment. If, based on qualitative reviews, a company concludes that more likely than not a reporting unit’s fair value is less than its carrying amount, then the company must complete quantitative steps to determine if there is goodwill impairment. If a company concludes otherwise, quantitative tests are not required. Our adoption of this Update did not affect our consolidated financial statements.

Accounting Standards with Retrospective Application

The following accounting pronouncements have been issued by the FASB but are not yet effective:

•	Accounting Standards Update (ASU or Update) 2011-11, Disclosures about Offsetting Assets and Liabilities;
•	ASU 2011-05, Presentation of Comprehensive Income; and
•	ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.

ASU 2011-11 expands the disclosure requirements for financial instruments and derivatives that may be offset in accordance with enforceable master netting agreements or similar arrangements. The disclosures are required regardless of whether the instruments have been offset (or netted) in the statement of financial position. Under ASU 2011-11, companies must describe the nature of offsetting arrangements and provide quantitative information about those agreements, including the gross and net amounts of financial instruments that are recognized in the statement of financial position. These changes are effective for us in first quarter 2013 with retrospective application. This Update will not affect our consolidated financial results since it amends only the disclosure requirements for offsetting financial instruments.

ASU 2011-05 eliminates the option for companies to include the components of other comprehensive income in the statement of changes in stockholders’ equity. This Update requires entities to present the components of comprehensive income in either a single statement or in two separate statements, with the statement of other comprehensive income (OCI) immediately following the statement of income. This Update also requires companies to present amounts reclassified out of OCI and into net income on the face of the statement of income. In December 2011, the FASB issued ASU 2011-12, which defers indefinitely the requirement to present reclassification adjustments on the statement of income. The remaining provisions are effective for us in first quarter 2012 with retrospective application. Early adoption is permitted. This Update will not affect our consolidated financial results as it amends only the presentation of comprehensive income.

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

We are a variable interest holder in certain special-purpose entities (SPEs) in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity’s assets. We consolidate a VIE if we are the primary beneficiary, defined as the party that that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.

Cash and Due From Banks

Cash and cash equivalents include cash on hand, cash items in transit, and amounts due from the Federal Reserve Bank and other depository institutions.

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

Securities

SECURITIES AVAILABLE FOR SALE Debt securities that we might not hold until maturity and marketable equity securities are classified as securities available for sale and reported at fair value. Unrealized gains and losses, after applicable taxes, are reported in cumulative OCI. Fair value measurement is based upon quoted prices in active markets, if available. If quoted prices in active markets are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and market liquidity. See Note 17 for more information on fair value measurement of our securities.

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

Because of the hybrid nature of these securities, we evaluate PPS for OTTI using a model similar to the model we use for debt securities as described above. Among the factors we consider in our evaluation of PPS are whether there is any evidence of deterioration in the credit of the issuer as indicated by a decline in cash flows or a rating agency downgrade to below investment grade and the estimated recovery period. Additionally, in determining if there was evidence of credit deterioration, we evaluate: (1) the severity of decline in market value below cost, (2) the period of time for which the decline in fair value has existed, and (3) the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. We consider PPS to be other-than-temporarily impaired if cash flows expected to be collected are insufficient to recover our investment or if we no longer believe the security will recover within the estimated recovery period. OTTI write-downs of PPS are recognized in earnings equal to the difference between the cost basis and fair value of the security. Based upon the factors considered in our OTTI evaluation, we believe our investments in PPS currently rated investment grade will be fully realized and, accordingly, have not recognized OTTI on such securities.

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

Note 1: Summary of Significant Accounting Policies (continued)

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock). These securities are accounted for under the cost or equity method and are included in other assets. We review those assets accounted for under the cost or equity method at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment’s cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income. In addition, we invest in certain equity securities held by our subsidiaries that meet the definition of an investment company (principal investments) and, therefore, are recorded at fair value with realized and unrealized gains and losses included in gains and losses from equity investments in noninterest income.

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

Mortgages Held for Sale

Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. We elect the fair value option for substantially all residential MHFS (see Note 17). The remaining residential MHFS are held at the lower of cost or market value (LOCOM), and are valued on an aggregate portfolio basis. Commercial MHFS are held at LOCOM and are valued on an individual loan basis.

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

Loans Held for Sale

Loans held for sale (LHFS) are carried at LOCOM or at fair value. Generally, consumer loans are valued on an aggregate portfolio basis, and commercial loans are valued on an individual loan basis. Gains and losses on LHFS are recorded in other noninterest income. For LHFS recorded at LOCOM, direct loan origination costs and fees are deferred at origination and are recognized in other noninterest income at time of sale. For loans recorded at fair value, direct loan origination costs and fees are recorded in other noninterest income at origination. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics, and related gains and losses are recorded in noninterest income.

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

IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower’s financial condition and the adequacy of collateral, if any. Our impaired loans predominantly include loans on nonaccrual status for commercial and industrial, commercial real estate (CRE), foreign loans and any loans modified in a TDR, on both accrual and nonaccrual status.

When we identify a loan as impaired, we measure the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate. When collateral is the sole source of repayment for the loan, we may measure impairment based on the fair value of the collateral. If foreclosure is probable, we use the current fair value of the collateral less estimated selling costs, instead of discounted cash flows.

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

TROUBLED DEBT RESTRUCTURINGS (TDRs) In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise

Note 1: Summary of Significant Accounting Policies (continued)

consider, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before it reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of the collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, including loans in trial payment periods (trial modifications), are considered impaired loans.

PURCHASED CREDIT-IMPAIRED (PCI) LOANS Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are accounted for using the measurement provision for PCI loans. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. Some loans that otherwise meet the definition as credit-impaired are specifically excluded from the PCI loan portfolios, such as revolving loans where the borrower still has revolving privileges.

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

Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. For individual PCI loans, gains or losses on sales to third parties are included in noninterest income, and gains or losses as a result of a settlement with the borrower are included in interest income. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed TDRs. Modified PCI loans that are accounted for individually are considered TDRs, and removed from PCI accounting if there has been a concession granted in excess of the original nonaccretable difference. We include these TDRs in our impaired loans.

FORECLOSED ASSETS Foreclosed assets obtained through our lending activities primarily include real estate. Generally, loans have been written down to their net realizable value prior to foreclosure. Any further reduction to their net realizable value is recorded with a charge to the allowance for credit losses at foreclosure. We allow up to 90 days after foreclosure to finalize determination of net realizable value. Thereafter, changes in net realizable value are recorded to noninterest expense. The net realizable value of these assets is reviewed and updated periodically depending on the type of property.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses (allowance), which consists of the allowance for loan losses and the allowance for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio and unfunded credit commitments at the balance sheet date, excluding loans carried at fair value. It considers both unimpaired and impaired loans and is developed and documented at the loan portfolio segment level – commercial and consumer.

Unimpaired loans are generally evaluated on a collective basis by utilizing risk grades for the commercial loan portfolio segment and loss estimates for pools of loans with similar risk characteristics for the consumer loan portfolio segment. Impaired loans are evaluated on an individual loan basis and predominantly include loans on nonaccrual status for commercial and industrial, commercial real estate, foreign loans and any loans modified in a TDR, on both accrual and nonaccrual status. Commercial and consumer PCI loans may require an allowance subsequent to their acquisition due to probable decreases in expected principal and interest cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions).

The allowance for each portfolio segment includes an amount for imprecision or uncertainty that may change from period to period. This imprecision amount represents management’s judgment of risks inherent in the evaluation processes and assumptions used in establishing the allowance. While our methodology attributes portions of the allowance to the specific portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments. No single statistic or measurement determines the adequacy of the allowance for credit losses.

Securitizations and Beneficial Interests

In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as an SPE, which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, we may retain beneficial interests issued by the entity. Additionally, from time to time, we may also re-securitize certain assets in a new securitization transaction.

The assets and liabilities transferred to an SPE are excluded from our consolidated balance sheet if the transfer qualifies as a sale and we are not required to consolidate the SPE.

For transfers of financial assets recorded as sales, we recognize and initially measure at fair value all assets obtained (including beneficial interests) and liabilities incurred. We record a gain or loss in noninterest income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and independently verified against market observable data, where possible. Retained interests from securitizations with off-balance sheet entities, including SPEs and VIEs where we are not the primary beneficiary, are classified as available for sale securities, trading account assets or loans, and are accounted for as described herein.

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

We base the fair value of MSRs on the present value of estimated future net servicing income cash flows. We estimate future net servicing income cash flows with assumptions that market participants would use to estimate fair value, including estimates of prepayment speeds (including housing price volatility), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Our valuation approach is independently validated by our internal valuation model validation group and our valuation estimates are periodically benchmarked to independent appraisals.

Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For MSRs carried at fair value, changes in fair value are reported in noninterest income in the period in which the change occurs. MSRs subsequently measured at LOCOM are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is reported in noninterest income, analyzed monthly and adjusted to reflect changes in prepayment speeds, as well as other factors.

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

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Capital leases, where we are the lessee, are included in premises and equipment at the capitalized amount less accumulated amortization.

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

We assess goodwill for impairment annually, and more frequently in certain circumstances. We initially perform a qualitative assessment of goodwill to test for impairment. If, based on our qualitative review, we conclude that more likely than not a reporting unit’s fair value is less than its carrying amount, then we complete quantitative steps as described below to determine if there is goodwill impairment. If we conclude that a reporting unit fair value is not less than its carrying amount, quantitative tests are not required. We have determined that our reporting units are one level below the operating segments. We assess goodwill for impairment on a reporting unit level and

Note 1: Summary of Significant Accounting Policies (continued)

apply various quantitative valuation methodologies when required to compare the estimated fair value to the carrying value of each reporting unit. Valuation methodologies include discounted cash flow and earnings multiple approaches. If the fair value is less than the carrying amount, an additional test is required to measure the amount of impairment. We recognize impairment losses as a charge to noninterest expense (unless related to discontinued operations) and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.

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

Operating Lease Assets

Operating lease rental income for leased assets is recognized in other income on a straight-line basis over the lease term. Related depreciation expense is recorded on a straight-line basis over the estimated useful life, considering the estimated residual value of the leased asset. The useful life may be adjusted to the term of the lease depending on our plans for the asset after the lease term. On a periodic basis, leased assets are reviewed for impairment. Impairment loss is recognized if the carrying amount of leased assets exceeds fair value and is not recoverable. The carrying amount of leased assets is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment.

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

We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively “repurchase”) in the event of a breach of specified contractual representations or warranties that are not remedied within a period (usually 90 days or less) after we receive notice of the breach. Our loan sale contracts to private investors (non-GSE) typically contain an additional provision where we would only be required to repurchase securitized loans if a breach is deemed to have a material and adverse effect on the value of the mortgage loan or to the investors or interests of security holders in the mortgage loan.

We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescissions notices, as well as estimated demand to default and file request relationships) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a liability at the time loans are sold and continually update our liability estimate during their life. Although investors may demand repurchase at any time and there is often a lag from the date of default to the time we receive a repurchase demand, the majority of repurchase demands occur on loans that default in the first 24 to 36 months following origination of the mortgage loan and can vary by investor.

The liability for mortgage loan repurchase losses is included in other liabilities. For additional information on our repurchase liability, see Note 9.

Pension Accounting

We account for our defined benefit pension plans using an actuarial model as more fully discussed in Note 20.

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

We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated or exercised, (3) a derivative is de-designated as a hedge, because it is unlikely that a forecasted transaction will occur, or (4) we elect to discontinue the designation of a derivative as a hedge.

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

Private Share Repurchases

In December 2011, we entered into a private forward repurchase contract with an unrelated third party. This contract settled for approximately 6 million shares of our common stock in first quarter 2012. We also entered into a similar contract in August 2011, which settled in November 2011 for approximately 6 million shares of our common stock. These contracts met accounting requirements to be treated as permanent equity transactions. We entered into these contracts to complement our open-market common stock repurchase strategies, to allow us to manage our share repurchases in a manner consistent with our 2011 Federal Reserve Board (FRB) Comprehensive Capital Analysis and Review plan (capital plan), and to provide an economic benefit to the Company. In connection with each contract, we paid $150 million to the

Note 1: Summary of Significant Accounting Policies (continued)

counterparty, which was recorded in permanent equity and was not subject to re-measurement. These up-front payments received permanent equity treatment in the quarter paid and thus assured appropriate repurchase timing, consistent with our 2011 capital plan which contemplated a fixed dollar amount available per quarter for share repurchases pursuant to FRB supervisory guidance. In return, the counterparty agreed to deliver a variable number of shares based on a per share discount to the volume-weighted average stock price over the contract period. The counterparty had the right to accelerate settlement with delivery of shares prior to the contractual settlement. There were no scenarios where the contracts would not either physically settle in shares or allow us to choose the settlement method.

SUPPLEMENTAL CASH FLOW INFORMATION  Noncash activities are presented below, including information on transfers affecting MHFS, LHFS and MSRs.

	Year ended December 31,

(in millions)	2011	2010	2009

Transfers from trading assets to securities available for sale	$47	–	854
Transfers from (to) loans to (from) securities available for sale	2,822	3,476	(258)
Trading assets retained from securitization of MHFS	61,599	19,815	2,993
Capitalization of MSRs from sale of MHFS	4,089	4,570	6,287
Transfers from MHFS to foreclosed assets	224	262	162
Transfers from (to) loans to (from) MHFS	6,305	230	144
Transfers from (to) loans to (from) LHFS	129	1,313	(111)
Transfers from loans to foreclosed assets	9,315	8,699	7,604
Changes in consolidations of variable interest entities:
Trading assets	–	155	–
Securities available for sale	7	(7,590)	–
Loans	(599)	26,117	–
Other assets	–	212	–
Short-term borrowings	–	5,127	–
Long-term debt	(628)	13,613	–
Accrued expenses and other liabilities	–	(32)	–
Net transfer from additional paid-in capital to noncontrolling interests	–	–	2,299
Decrease in noncontrolling interests due to deconsolidation of subsidiaries	–	440	–
Transfer from noncontrolling interests to long-term debt	–	345	–
Consolidation of reverse mortgages previously sold:
Loans	5,483	–	–
Long-term debt	5,425	–	–

SUBSEQUENT EVENTS  We have evaluated the effects of subsequent events that have occurred subsequent to period end December 31, 2011, and there have been no material events that would require recognition in our 2011 consolidated financial statements or disclosure in the Notes to the financial statements, except as discussed in Note 15 (Legal Actions) for the announcement on February 9, 2012, of an agreement with state attorneys and federal agencies regarding mortgage servicing, foreclosures and origination issues.

Note 2: Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. For information on additional contingent consideration related to acquisitions, which is considered to be a guarantee, see Note 14.

Business combinations completed in 2011, 2010 and 2009 are presented below. At December 31, 2011, we had two acquisitions pending, both of which are expected to close during first quarter 2012 with combined total assets of approximately $835 million.

(in millions)	Date	Assets

2011
CP Equity, LLC, Denver, Colorado	July 1	$389
Certain assets of Foreign Currency Exchange Corp, Orlando, Florida	August 1	46
LaCrosse Holdings, LLC, Minneapolis, Minnesota	November 30	116
Other (1)	Various	37

		$588

2010
Certain assets of GMAC Commercial Finance, LLC, New York, New York	April 30	$430
Other (2)	Various	40

		$470

2009
Capital TempFunds, Fort Lauderdale, Florida	March 2	$74
Other (3)	Various	39

		$113

(1)	Consists of seven acquisitions of insurance brokerage businesses.
(2)	Consists of five acquisitions of insurance brokerage businesses.
(3)	Consists of eight acquisitions of insurance brokerage businesses.

Note 3: Cash, Loan and Dividend Restrictions

Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The average required reserve balance was $7.0 billion in 2011 and $6.0 billion in 2010.

Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. These transaction amounts may not exceed 10% of the bank’s capital and surplus, which for this purpose represents total capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses in excess of the amount included in total capital with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 26.

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

We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, our national and state-chartered subsidiary banks could have declared additional dividends of $0.6 billion at December 31, 2011, without obtaining prior regulatory approval. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2011, our nonbank subsidiaries could have declared additional dividends of $5.7 billion at December 31, 2011, without obtaining prior approval.

The FRB published clarifying supervisory guidance in 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to FRB’s criteria, assessment and approval process for reductions in capital including the redemption of Troubled Asset Relief Program (TARP) and the payment of dividends. The effect of this guidance is to require the approval of the FRB for the Company to repurchase or redeem common or perpetual preferred stock as well as to increase the per share dividend from its current level of $0.12 per share. In November 2010, the FRB updated the SR 09-4 guidance to require the original 19 Supervisory Capital Assessment Program (SCAP) banks to submit a Capital Plan Review to the FRB no later than January 7, 2011. In December 2011, the FRB finalized rules under 12 CFR Part 225, Regulation Y requiring large bank holding companies (BHCs) to submit capital plans annually and to obtain regulatory approval before making capital distributions including share dividend increases or share repurchases. The rule requires updates to capital plans in the event of material changes in a BHC’s risk profile, including as a result of any significant acquisitions. The Company submitted its board-approved 2012 capital plan to the FRB on January 6, 2012.

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The following table provides the detail of federal funds sold, securities purchased under resale agreements, and other short-term investments.

	December 31,

(in millions)	2011	2010

Federal funds sold and securities purchased under resale agreements	$24,255	24,880
Interest-earning deposits	18,917	53,433
Other short-term investments	1,195	2,324

Total	$44,367	80,637

We receive collateral from other entities under resale agreements and securities borrowings. For additional information, see Note 14.

Note 5: Securities Available for Sale

The following table provides the cost and fair value for the major categories of securities available for sale carried at fair value.

There were no securities classified as held to maturity as of the periods presented.

(in millions)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value

December 31, 2011

Securities of U.S. Treasury and federal agencies	$6,920	59	(11)	6,968
Securities of U.S. states and political subdivisions	32,307	1,169	(883)	32,593
Mortgage-backed securities:
Federal agencies	92,279	4,485	(10)	96,754
Residential	16,997	1,253	(414)	17,836
Commercial	17,829	1,249	(928)	18,150

Total mortgage-backed securities	127,105	6,987	(1,352)	132,740

Corporate debt securities	17,921	769	(286)	18,404
Collateralized debt obligations (1)	8,650	298	(349)	8,599
Other (2)	19,739	378	(225)	19,892

Total debt securities	212,642	9,660	(3,106)	219,196

Marketable equity securities:
Perpetual preferred securities	2,396	185	(54)	2,527
Other marketable equity securities	533	366	(9)	890

Total marketable equity securities	2,929	551	(63)	3,417

Total (3)	$215,571	10,211	(3,169)	222,613

December 31, 2010

Securities of U.S. Treasury and federal agencies	$1,570	49	(15)	1,604
Securities of U.S. states and political subdivisions	18,923	568	(837)	18,654
Mortgage-backed securities:
Federal agencies	78,578	3,555	(96)	82,037
Residential	18,294	2,398	(489)	20,203
Commercial	12,990	1,199	(635)	13,554

Total mortgage-backed securities	109,862	7,152	(1,220)	115,794

Corporate debt securities	9,015	1,301	(37)	10,279
Collateralized debt obligations (1)	4,638	369	(229)	4,778
Other (2)	16,063	576	(283)	16,356

Total debt securities	160,071	10,015	(2,621)	167,465

Marketable equity securities:
Perpetual preferred securities	3,671	250	(89)	3,832
Other marketable equity securities	587	771	(1)	1,357

Total marketable equity securities	4,258	1,021	(90)	5,189

Total (3)	$164,329	11,036	(2,711)	172,654

(1)	Includes collateralized loan obligations with both a cost basis and fair value of $8.1 billion, at December 31, 2011, and $4.0 billion and $4.2 billion, respectively, at December 31, 2010.
(2)	Included in the “Other” category are asset-backed securities collateralized by auto leases or loans and cash reserves with a cost basis and fair value of $6.7 billion each at December 31, 2011, and $6.2 billion and $6.4 billion, respectively, at December 31, 2010. Also included in the “Other” category are asset-backed securities collateralized by home equity loans with a cost basis and fair value of $846 million and $932 million, respectively, at December 31, 2011, and $927 million and $1.1 billion, respectively, at December 31, 2010. The remaining balances primarily include asset-backed securities collateralized by credit cards and student loans.
(3)	At December 31, 2011 and 2010, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

Note 5: Securities Available for Sale (continued)

Gross Unrealized Losses and Fair Value

The following table shows the gross unrealized losses and fair value of securities in the securities available-for-sale portfolio by length of time that individual securities in each category had been in a continuous loss position. Debt securities on which we have taken credit-related OTTI write-downs are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

	Less than 12 months		12 months or more		Total

(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value

December 31, 2011

Securities of U.S. Treasury and federal agencies	$(11)	5,473	–	–	(11)	5,473
Securities of U.S. states and political subdivisions	(229)	8,501	(654)	4,348	(883)	12,849
Mortgage-backed securities:
Federal agencies	(7)	2,392	(3)	627	(10)	3,019
Residential	(80)	3,780	(334)	3,440	(414)	7,220
Commercial	(157)	3,183	(771)	3,964	(928)	7,147

Total mortgage-backed securities	(244)	9,355	(1,108)	8,031	(1,352)	17,386

Corporate debt securities	(205)	8,107	(81)	167	(286)	8,274
Collateralized debt obligations	(150)	4,268	(199)	613	(349)	4,881
Other	(55)	3,002	(170)	841	(225)	3,843

Total debt securities	(894)	38,706	(2,212)	14,000	(3,106)	52,706

Marketable equity securities:
Perpetual preferred securities	(13)	316	(41)	530	(54)	846
Other marketable equity securities	(9)	61	–	–	(9)	61

Total marketable equity securities	(22)	377	(41)	530	(63)	907

Total	$(916)	39,083	(2,253)	14,530	(3,169)	53,613

December 31, 2010

Securities of U.S. Treasury and federal agencies	$(15)	544	–	–	(15)	544
Securities of U.S. states and political subdivisions	(322)	6,242	(515)	2,720	(837)	8,962
Mortgage-backed securities:
Federal agencies	(95)	8,103	(1)	60	(96)	8,163
Residential	(35)	1,023	(454)	4,440	(489)	5,463
Commercial	(9)	441	(626)	5,141	(635)	5,582

Total mortgage-backed securities	(139)	9,567	(1,081)	9,641	(1,220)	19,208

Corporate debt securities	(10)	477	(27)	157	(37)	634
Collateralized debt obligations	(13)	679	(216)	456	(229)	1,135
Other	(13)	1,985	(270)	757	(283)	2,742

Total debt securities	(512)	19,494	(2,109)	13,731	(2,621)	33,225

Marketable equity securities:
Perpetual preferred securities	(41)	962	(48)	467	(89)	1,429
Other marketable equity securities	–	–	(1)	7	(1)	7

Total marketable equity securities	(41)	962	(49)	474	(90)	1,436

Total	$(553)	20,456	(2,158)	14,205	(2,711)	34,661

We do not have the intent to sell any securities included in the previous table. For debt securities included in the table, we have concluded it is more likely than not that we will not be required to sell prior to recovery of the amortized cost basis. We have assessed each security with gross unrealized losses for credit impairment. For debt securities, we evaluate, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the securities’ amortized cost basis. For equity securities, we consider numerous factors in determining whether impairment exists, including our intent and ability to hold the securities for a period of time sufficient to recover the cost basis of the securities.

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

SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS  The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in interest rates and not due to the credit quality of the securities. Substantially all of these investments are investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase. Some of these securities are guaranteed by a bond insurer, but we did not rely on this guarantee in making our investment decision. These investments will continue to be monitored as part of our ongoing impairment analysis, but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.

RESIDENTIAL AND COMMERCIAL MBS  The unrealized losses associated with private residential MBS and commercial MBS are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. We estimate losses to a security by forecasting the underlying mortgage loans in each transaction. We use forecasted loan performance to project cash flows to the various tranches in the structure. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

CORPORATE DEBT SECURITIES  The unrealized losses associated with corporate debt securities are primarily related to unsecured debt obligations issued by various corporations. We evaluate the financial performance of each issuer on a quarterly basis to determine that the issuer can make all contractual principal and interest payments. Based upon this assessment, we expect to recover the entire amortized cost basis of these securities.

COLLATERALIZED DEBT OBLIGATIONS (CDOs)  The unrealized losses associated with CDOs relate to securities primarily backed by commercial, residential or other consumer collateral. The unrealized losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

OTHER DEBT SECURITIES  The unrealized losses associated with other debt securities primarily relate to other asset-backed securities. The losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

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

OTHER SECURITIES AVAILABLE FOR SALE MATTERS  The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future.

Note 5: Securities Available for Sale (continued)

The following table shows the gross unrealized losses and fair value of debt and perpetual preferred securities available for sale by those rated investment grade and those rated less than investment grade, according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on the internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $207 million and $6.2 billion, respectively, at December 31, 2011, and $83 million and $1.3 billion, respectively, at December 31, 2010. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

	Investment grade		Non-investment grade

(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value

December 31, 2011

Securities of U.S. Treasury and federal agencies	$(11)	5,473	–	–
Securities of U.S. states and political subdivisions	(781)	12,093	(102)	756
Mortgage-backed securities:
Federal agencies	(10)	3,019	–	–
Residential	(39)	2,503	(375)	4,717
Commercial	(429)	6,273	(499)	874

Total mortgage-backed securities	(478)	11,795	(874)	5,591

Corporate debt securities	(165)	7,156	(121)	1,118
Collateralized debt obligations	(185)	4,597	(164)	284
Other	(186)	3,458	(39)	385

Total debt securities	(1,806)	44,572	(1,300)	8,134
Perpetual preferred securities	(53)	833	(1)	13

Total	$(1,859)	45,405	(1,301)	8,147

December 31, 2010

Securities of U.S. Treasury and federal agencies	$(15)	544	–	–
Securities of U.S. states and political subdivisions	(722)	8,423	(115)	539
Mortgage-backed securities:
Federal agencies	(96)	8,163	–	–
Residential	(23)	888	(466)	4,575
Commercial	(299)	4,679	(336)	903

Total mortgage-backed securities	(418)	13,730	(802)	5,478

Corporate debt securities	(22)	330	(15)	304
Collateralized debt obligations	(42)	613	(187)	522
Other	(180)	2,510	(103)	232

Total debt securities	(1,399)	26,150	(1,222)	7,075
Perpetual preferred securities	(81)	1,327	(8)	102

Total	$(1,480)	27,477	(1,230)	7,177

Contractual Maturities

The following table shows the remaining contractual maturities and contractual yields of debt securities available for sale. The remaining contractual principal maturities for MBS do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

			Remaining contractual principal maturity

	Total amount	Weighted- average yield	Within one year		After one year through five years		After five years through ten years		After ten years

(in millions)			Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

December 31, 2011

Securities of U.S. Treasury and federal agencies	$6,968	0.91%	$57	0.48%	$6,659	0.84%	$194	2.73%	$58	3.81%
Securities of U.S. states and political subdivisions	32,593	4.94	520	3.02	11,679	2.90	2,692	5.31	17,702	6.28
Mortgage-backed securities:
Federal agencies	96,754	4.39	1	6.47	442	4.02	1,399	3.07	94,912	4.42
Residential	17,836	4.51	–	–	–	–	640	1.88	17,196	4.61
Commercial	18,150	5.40	–	–	–	–	87	3.33	18,063	5.41

Total mortgage-backed securities	132,740	4.55	1	6.47	442	4.02	2,126	2.72	130,171	4.58

Corporate debt securities	18,404	4.64	815	5.57	11,022	3.40	4,691	6.67	1,876	6.38
Collateralized debt obligations	8,599	1.10	–	–	540	1.61	6,813	1.00	1,246	1.42
Other	19,892	1.89	506	2.29	12,963	1.75	3,149	2.04	3,274	2.29

Total debt securities at fair value	$219,196	4.12%	$1,899	3.85%	$43,305	2.36%	$19,665	3.31%	$154,327	4.72%

December 31, 2010

Securities of U.S. Treasury and federal agencies	$1,604	2.54%	$9	5.07%	$641	1.72%	$852	2.94%	$102	4.15%
Securities of U.S. states and political subdivisions	18,654	5.99	322	3.83	3,210	3.57	1,884	6.13	13,238	6.60
Mortgage-backed securities:
Federal agencies	82,037	5.01	5	6.63	28	6.58	420	5.23	81,584	5.00
Residential	20,203	4.98	–	–	–	–	341	3.20	19,862	5.01
Commercial	13,554	5.39	–	–	1	1.38	215	5.28	13,338	5.39

Total mortgage-backed securities	115,794	5.05	5	6.63	29	6.38	976	4.53	114,784	5.05

Corporate debt securities	10,279	5.94	545	7.82	3,853	6.01	4,817	5.62	1,064	6.21
Collateralized debt obligations	4,778	0.80	–	–	545	0.88	2,581	0.72	1,652	0.90
Other	16,356	2.53	1,588	2.89	7,887	3.00	4,367	2.01	2,514	1.72

Total debt securities at fair value	$167,465	4.81%	$2,469	4.12%	$16,165	3.72%	$15,477	3.63%	$133,354	5.10%

Note 5: Securities Available for Sale (continued)

Realized Gains and Losses

The following table shows the gross realized gains and losses on sales and OTTI write-downs related to the securities available-for-sale portfolio, which includes marketable equity securities, as well as net realized gains and losses on nonmarketable equity securities (see Note 7 – Other Assets).

	Year ended December 31,

(in millions)	2011	2010	2009

Gross realized gains	$1,305	645	1,601
Gross realized losses	(70)	(32)	(160)
OTTI write-downs	(541)	(692)	(1,094)

Net realized gains (losses) from securities available for sale	694	(79)	347

Net realized gains (losses) from principal and private equity investments	842	534	(289)

Net realized gains from debt securities and equity investments	$1,536	455	58

Other-Than-Temporary Impairment

The following table shows the detail of total OTTI write-downs included in earnings for debt securities and marketable and nonmarketable equity securities.

	Year ended December 31,

(in millions)	2011	2010	2009

OTTI write-downs included in earnings
Debt securities:
U.S. states and political subdivisions	$2	16	7
Mortgage-backed securities:
Federal agencies (1)	–	267	–
Residential	252	175	595
Commercial	101	120	137
Corporate debt securities	3	10	69
Collateralized debt obligations	1	15	125
Other debt securities	64	69	79

Total debt securities	423	672	1,012

Equity securities:
Marketable equity securities:
Perpetual preferred securities	96	15	50
Other marketable equity securities	22	5	32

Total marketable equity securities	118	20	82

Total securities available for sale	541	692	1,094

Nonmarketable equity securities	170	248	573

Total OTTI write-downs included in earnings	$711	940	1,667

(1)	For the year ended December 31, 2010, amount represents OTTI recognized on federal agency MBS because we had the intent to sell, of which $252 million related to securities with a fair value of $14.5 billion that were sold subsequent to December 31, 2010.

Other-Than-Temporarily Impaired Debt Securities

The following table shows the detail of OTTI write-downs on debt securities available for sale included in earnings and the related changes in OCI for the same securities.

	Year ended December 31,

(in millions)	2011	2010	2009

OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$422	400	982
Intent-to-sell OTTI (1)	1	272	30

Total recorded as part of gross realized losses	423	672	1,012

Recorded directly to OCI for non-credit-related impairment:
U.S. states and political subdivisions	(1)	(4)	3
Residential mortgage-backed securities	(171)	(326)	1,124
Commercial mortgage-backed securities	105	138	179
Corporate debt securities	2	(1)	(2)
Collateralized debt obligations	4	54	20
Other debt securities	(13)	(33)	16

Total recorded directly to OCI for increase (decrease) in non-credit-related impairment (2)	(74)	(172)	1,340

Total OTTI losses recorded on debt securities	$349	500	2,352

(1)	For the year ended December 31, 2010, amount includes $252 million related to securities with a fair value of $14.5 billion that were sold subsequent to December 31, 2010.
(2)	Represents amounts recorded to OCI on debt securities in periods OTTI write-downs have occurred. Changes in fair value in subsequent periods on such securities, to the extent additional credit-related OTTI did not occur, are not reflected in this total. Increases represent OTTI write-downs recorded to OCI on debt securities in the periods non-credit related impairment has occurred. Decreases represent partial recoveries in the fair value of securities due to factors other than credit, where the increase in fair value was not sufficient to recover the full amount of the unrealized loss on such securities.

The following table presents a rollforward of the credit loss component of OTTI recognized in earnings for debt securities we still own (referred to as “credit-impaired” debt securities). The credit loss component of the amortized cost represents the difference between the present value of expected future cash flows discounted using the security’s current effective interest rate and the amortized cost basis of the security prior to considering credit losses. OTTI recognized in earnings for credit-impaired debt securities is presented as additions and is classified into one of two components based upon whether the current period is the first time the debt security was credit-

impaired (initial credit impairment) or if the debt security was previously credit-impaired (subsequent credit impairments). The credit loss component is reduced if we sell, intend to sell or believe we will be required to sell previously credit-impaired debt securities. Additionally, the credit loss component is reduced if we receive or expect to receive cash flows in excess of what we previously expected to receive over the remaining life of the credit-impaired debt security, the security matures or is fully written down.

Changes in the credit loss component of credit-impaired debt securities that we do not intend to sell were:

	Year ended December 31,

(in millions)	2011	2010	2009

Credit loss component, beginning of year	$1,043	1,187	471
Additions:
Initial credit impairments	87	122	625
Subsequent credit impairments	335	278	357

Total additions	422	400	982

Reductions:
For securities sold	(160)	(263)	(255)
For securities derecognized due to changes in consolidation status of variable interest entities	(2)	(242)	–
Due to change in intent to sell or requirement to sell	–	(2)	(1)
For recoveries of previous credit impairments (1)	(31)	(37)	(10)

Total reductions	(193)	(544)	(266)

Credit loss component, end of year	$1,272	1,043	1,187

(1)	Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Note 5: Securities Available for Sale (continued)

For asset-backed securities (e.g., residential MBS), we estimate expected future cash flows of the security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordinated interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which consider current delinquencies and nonperforming assets

(NPAs), future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the security’s current effective interest rate to arrive at a present value amount. Total credit impairment losses on residential MBS that we do not intend to sell are shown in the table below. The table also presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for residential MBS.

	Year ended December 31,

($ in millions)	2011	2010	2009

Credit impairment losses on residential MBS
Investment grade	$5	5	24
Non-investment grade	247	170	567

Total credit impairment losses on residential MBS	$252	175	591

Significant inputs (non-agency – non-investment grade MBS)
Expected remaining life of loan losses (1):
Range (2)	0-48%	1-43	0-58
Credit impairment distribution (3):
0 - 10% range	42	52	56
10 - 20% range	18	29	27
20 - 30% range	28	17	12
Greater than 30%	12	2	5
Weighted average (4)	12	9	11
Current subordination levels (5):
Range (2)	0-25	0-25	0-44
Weighted average (4)	4	7	8
Prepayment speed (annual CPR (6)):
Range (2)	3-19	2-27	5-25
Weighted average (4)	11	14	11

(1)	Represents future expected credit losses on underlying pool of loans expressed as a percentage of total current outstanding loan balance.
(2)	Represents the range of inputs/assumptions based upon the individual securities within each category.
(3)	Represents distribution of credit impairment losses recognized in earnings categorized based on range of expected remaining life of loan losses. For example 42% of credit impairment losses recognized in earnings for the year ended December 31, 2011, had expected remaining life of loan loss assumptions of 0 to 10%.
(4)	Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.
(5)	Represents current level of credit protection (subordination) for the securities, expressed as a percentage of total current underlying loan balance.
(6)	Constant prepayment rate.

Note 6: Loans and Allowance for Credit Losses

The following table presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include a total net reduction of $9.3 billion and $11.3 billion at December 31, 2011 and 2010, respectively, for unearned income, net deferred loan fees, and unamortized discounts and premiums. Outstanding balances also include PCI loans net of any remaining purchase accounting adjustments. Information about PCI loans is presented separately in the “Purchased Credit-Impaired Loans” section of this Note.

	December 31,

(in millions)	2011	2010	2009	2008	2007

Commercial:
Commercial and industrial	$167,216	151,284	158,352	202,469	90,468
Real estate mortgage	105,975	99,435	97,527	94,923	36,747
Real estate construction	19,382	25,333	36,978	42,861	18,854
Lease financing	13,117	13,094	14,210	15,829	6,772
Foreign (1)	39,760	32,912	29,398	33,882	7,441

Total commercial	345,450	322,058	336,465	389,964	160,282

Consumer:
Real estate 1-4 family first mortgage	228,894	230,235	229,536	247,894	71,415
Real estate 1-4 family junior lien mortgage	85,991	96,149	103,708	110,164	75,565
Credit card	22,836	22,260	24,003	23,555	18,762
Other revolving credit and installment	86,460	86,565	89,058	93,253	56,171

Total consumer	424,181	435,209	446,305	474,866	221,913

Total loans	$769,631	757,267	782,770	864,830	382,195

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign if the borrower’s primary address is outside of the United States.

Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2011 and 2010, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at December 31, 2011 and 14% at December 31, 2010. For both periods, 3% of the amount were PCI loans. These loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 3% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.

Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 21% of total loans at December 31, 2011 and 25% at December 31, 2010. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

The following table summarizes the proceeds paid or received for purchases and sales of loans and transfers from (to) mortgages/loans held for sale at lower of cost or market. This loan activity primarily includes purchases or sales of commercial loan participation interests, whereby we receive or transfer a portion of a loan after origination. The table excludes PCI loans and loans recorded at fair value, including loans originated for sale because their loan activity normally does not impact the allowance for credit losses.

Note 6: Loans and Allowance for Credit Losses (continued)

	2011			2010

(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total

Year ended December 31,
Purchases (1)	$7,078	284	7,362	2,135	162	2,297
Sales	(4,705)	(1,018)	(5,723)	(5,930)	(553)	(6,483)
Transfers from/(to) MHFS/LHFS (1)	(164)	(75)	(239)	(1,461)	(82)	(1,543)

(1)	The “Purchases” and “Transfers (from)/to MHFS/LHFS” categories exclude activity in government insured/guaranteed loans where Wells Fargo acts as servicer. On a net basis, this activity was $10.4 billion and $7.0 billion for the year ended December 31, 2011 and 2010, respectively.

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

The contractual amount of our unfunded credit commitments, net of participations and net of all standby and commercial letters of credit issued under the terms of these commitments, is summarized by portfolio segment and class of financing receivable in the following table:

	December 31,

(in millions)	2011	2010

Commercial:
Commercial and industrial	$201,061	185,947
Real estate mortgage	5,419	4,596
Real estate construction	7,347	5,698
Foreign	6,083	7,775

Total commercial	219,910	204,016

Consumer:
Real estate 1-4 family first mortgage	37,185	36,562
Real estate 1-4 family junior lien mortgage	55,207	58,618
Credit card	65,111	62,019
Other revolving credit and installment	17,617	18,458

Total consumer	175,120	175,657

Total unfunded credit commitments	$395,030	379,673

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

Our process involves procedures to appropriately consider the unique risk characteristics of our commercial and consumer loan portfolio segments. For each portfolio segment, losses are estimated collectively for groups of loans with similar characteristics, individually or pooled for impaired loans or, for PCI loans, based on the changes in cash flows expected to be collected.

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

CONSUMER PORTFOLIO SEGMENT ACL METHODOLOGY For consumer loans, not identified as a TDR, we determine the allowance predominantly on a collective basis utilizing forecasted losses to represent our best estimate of inherent loss. We pool loans, generally by product types with similar risk characteristics, such as residential real estate mortgages and credit cards. As appropriate and to achieve greater accuracy, we may further stratify selected portfolios by sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. Models designed for each pool are utilized to develop the loss estimates. We use assumptions for these pools in our forecast models, such as historic delinquency and default, loss severity, home price trends, unemployment trends, and other key economic variables that may influence the frequency and severity of losses in the pool.

In determining the appropriate allowance attributable to our residential mortgage portfolio, we incorporate the default rates and high severity of loss for junior lien mortgages behind delinquent first lien mortgages into our loss forecasting calculations. In addition, the loss rates we use in determining our allowance include the impact of our established loan modification programs. When modifications occur or are probable to occur, our allowance considers the impact of these modifications, taking into consideration the associated credit cost, including re-defaults of modified loans and projected loss severity. Accordingly, the loss content associated with the effects of existing and probable loan modifications and junior lien mortgages behind delinquent first lien mortgages has been captured in our allowance methodology.

We separately estimate impairment for consumer loans that have been modified in a TDR (including trial modifications), whether on accrual or nonaccrual status.

OTHER ACL MATTERS The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and ongoing discussions with regulatory and government agencies regarding mortgage foreclosure-related matters.

Impaired loans, which predominantly include nonaccrual commercial loans and any loans that have been modified in a TDR, have an estimated allowance calculated as the difference, if any, between the impaired value of the loan and the recorded investment in the loan. The impaired value of the loan is generally calculated as the present value of expected future cash flows from principal and interest which incorporates expected lifetime losses, discounted at the loan’s effective interest rate. The allowance for a non-impaired loan is based solely on principal losses without consideration for timing of those losses. The allowance for an impaired loan that was modified in a TDR may be lower than the previously established allowance for that loan due to benefits received through modification, such as lower probability of default and/or severity of loss, and the impact of prior charge-offs or charge-offs at the time of the modification that may reduce or eliminate the need for an allowance.

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

Note 6: Loans and Allowance for Credit Losses (continued)

The allowance for credit losses consists of the allowance for loan losses and the allowance for unfunded credit commitments. Changes in the allowance for credit losses were:

	Year ended December 31,

(in millions)	2011	2010	2009	2008	2007

Balance, beginning of year	$23,463	25,031	21,711	5,518	3,964
Provision for credit losses	7,899	15,753	21,668	15,979	4,939
Interest income on certain impaired loans (1)	(332)	(266)	–	–	–
Loan charge-offs:
Commercial:
Commercial and industrial	(1,598)	(2,775)	(3,365)	(1,653)	(629)
Real estate mortgage	(636)	(1,151)	(670)	(29)	(6)
Real estate construction	(351)	(1,189)	(1,063)	(178)	(14)
Lease financing	(38)	(120)	(229)	(65)	(33)
Foreign	(173)	(198)	(237)	(245)	(265)

Total commercial	(2,796)	(5,433)	(5,564)	(2,170)	(947)

Consumer:
Real estate 1-4 family first mortgage	(3,883)	(4,900)	(3,318)	(540)	(109)
Real estate 1-4 family junior lien mortgage	(3,763)	(4,934)	(4,812)	(2,204)	(648)
Credit card	(1,449)	(2,396)	(2,708)	(1,563)	(832)
Other revolving credit and installment	(1,724)	(2,437)	(3,423)	(2,300)	(1,913)

Total consumer	(10,819)	(14,667)	(14,261)	(6,607)	(3,502)

Total loan charge-offs	(13,615)	(20,100)	(19,825)	(8,777)	(4,449)

Loan recoveries:
Commercial:
Commercial and industrial	419	427	254	114	119
Real estate mortgage	143	68	33	5	8
Real estate construction	146	110	16	3	2
Lease financing	24	20	20	13	17
Foreign	45	53	40	49	65

Total commercial	777	678	363	184	211

Consumer:
Real estate 1-4 family first mortgage	405	522	185	37	22
Real estate 1-4 family junior lien mortgage	218	211	174	89	53
Credit card	251	218	180	147	120
Other revolving credit and installment	665	718	755	481	504

Total consumer	1,539	1,669	1,294	754	699

Total loan recoveries	2,316	2,347	1,657	938	910

Net loan charge-offs (2)	(11,299)	(17,753)	(18,168)	(7,839)	(3,539)

Allowances related to business combinations/other (3)	(63)	698	(180)	8,053	154

Balance, end of year	$19,668	23,463	25,031	21,711	5,518

Components:
Allowance for loan losses	$19,372	23,022	24,516	21,013	5,307
Allowance for unfunded credit commitments	296	441	515	698	211

Allowance for credit losses (4)	$19,668	23,463	25,031	21,711	5,518

Net loan charge-offs as a percentage of average total loans (2)	1.49%	2.30	2.21	1.97	1.03
Allowance for loan losses as a percentage of total loans (4)	2.52	3.04	3.13	2.43	1.39
Allowance for credit losses as a percentage of total loans (4)	2.56	3.10	3.20	2.51	1.44

(1)	Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in allowance as interest income.
(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.
(3)	Includes $693 million for the year ended December 31, 2010, related to the adoption of consolidation accounting guidance on January 1, 2010.
(4)	The allowance for credit losses includes $231 million, $298 million and $333 million at December 31, 2011, 2010 and 2009, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

The following table summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

	2011			2010

(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total

Year ended December 31,
Balance, beginning of year	$8,169	15,294	23,463	8,141	16,890	25,031
Provision for credit losses	365	7,534	7,899	4,913	10,840	15,753
Interest income on certain impaired loans	(161)	(171)	(332)	(139)	(127)	(266)
Loan charge-offs	(2,796)	(10,819)	(13,615)	(5,433)	(14,667)	(20,100)
Loan recoveries	777	1,539	2,316	678	1,669	2,347

Net loan charge-offs	(2,019)	(9,280)	(11,299)	(4,755)	(12,998)	(17,753)

Allowance related to business combinations/other	4	(67)	(63)	9	689	698

Balance, end of year	$6,358	13,310	19,668	8,169	15,294	23,463

The following table disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

	Allowance for credit losses			Recorded investment in loans

(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total

December 31, 2011
Collectively evaluated (1)	$4,060	8,699	12,759	328,117	376,785	704,902
Individually evaluated (2)	2,133	4,545	6,678	10,566	17,444	28,010
PCI (3)	165	66	231	6,767	29,952	36,719

Total	$6,358	13,310	19,668	345,450	424,181	769,631

December 31, 2010
Collectively evaluated (1)	$5,424	11,539	16,963	302,392	387,707	690,099
Individually evaluated (2)	2,479	3,723	6,202	11,731	14,007	25,738
PCI (3)	266	32	298	7,935	33,495	41,430

Total	$8,169	15,294	23,463	322,058	435,209	757,267

(1)	Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.
(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.
(3)	Represents the allowance and related loan carrying value determined in accordance with ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality (formerly SOP 03-3) and pursuant to amendments by ASU 2010-20 regarding allowance for PCI loans.

Credit Quality

We monitor credit quality as indicated by evaluating various attributes and utilize such information in our evaluation of the adequacy of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. See the “Purchased Credit-Impaired Loans” section of this Note for credit quality information on our PCI portfolio.

The majority of credit quality indicators are based on December 31, 2011 information, with the exception of updated FICO and updated loan-to-value (LTV)/combined LTV (CLTV), which are obtained at least quarterly. Generally, these indicators are updated in the second month of each quarter, with updates no older than September 30, 2011.

COMMERCIAL CREDIT QUALITY INDICATORS In addition to monitoring commercial loan concentration risk, we manage a consistent process for assessing commercial loan credit quality. Commercial loans are subject to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard, and Doubtful categories which are defined by bank regulatory agencies.

The following table provides a breakdown of outstanding commercial loans by risk category. Both the CRE mortgage and construction criticized totals are relatively high as a result of the current conditions in the real estate market. Of the $29.3 billion in criticized CRE loans, $6.0 billion has been placed on nonaccrual status and written down to net realizable value. CRE loans have a high level of monitoring in place to manage these assets and mitigate any loss exposure.

Note 6: Loans and Allowance for Credit Losses (continued)

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Foreign	Total

December 31, 2011
By risk category:
Pass	$144,980	80,215	10,865	12,455	36,567	285,082
Criticized	21,837	22,490	6,772	662	1,840	53,601

Total commercial loans (excluding PCI)	166,817	102,705	17,637	13,117	38,407	338,683
Total commercial PCI loans (carrying value)	399	3,270	1,745	–	1,353	6,767

Total commercial loans	$167,216	105,975	19,382	13,117	39,760	345,450

December 31, 2010
By risk category:
Pass	$126,058	70,597	11,256	12,411	30,341	250,663
Criticized	24,508	25,983	11,128	683	1,158	63,460

Total commercial loans (excluding PCI)	150,566	96,580	22,384	13,094	31,499	314,123
Total commercial PCI loans (carrying value)	718	2,855	2,949	–	1,413	7,935

Total commercial loans	$151,284	99,435	25,333	13,094	32,912	322,058

The following table provides past due information for

commercial loans, which we monitor as part of our credit risk management practices.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Foreign	Total

December 31, 2011
By delinquency status:
Current-29 DPD and still accruing	$163,583	97,410	15,471	12,934	38,122	327,520
30-89 DPD and still accruing	939	954	187	130	232	2,442
90+ DPD and still accruing	153	256	89	–	6	504
Nonaccrual loans	2,142	4,085	1,890	53	47	8,217

Total commercial loans (excluding PCI)	166,817	102,705	17,637	13,117	38,407	338,683
Total commercial PCI loans (carrying value)	399	3,270	1,745	–	1,353	6,767

Total commercial loans	$167,216	105,975	19,382	13,117	39,760	345,450

December 31, 2010
By delinquency status:
Current-29 DPD and still accruing	$146,135	90,233	19,005	12,927	31,350	299,650
30-89 DPD and still accruing	910	1,016	510	59	–	2,495
90+ DPD and still accruing	308	104	193	–	22	627
Nonaccrual loans	3,213	5,227	2,676	108	127	11,351

Total commercial loans (excluding PCI)	150,566	96,580	22,384	13,094	31,499	314,123
Total commercial PCI loans (carrying value)	718	2,855	2,949	–	1,413	7,935

Total commercial loans	$151,284	99,435	25,333	13,094	32,912	322,058

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

The following table provides the outstanding balances of our consumer portfolio by delinquency status.

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Other revolving credit and installment	Total

December 31, 2011
By delinquency status:
Current-29 DPD	$156,985	83,033	22,125	69,712	331,855
30-59 DPD	4,075	786	211	963	6,035
60-89 DPD	2,012	501	154	275	2,942
90-119 DPD	1,152	382	135	127	1,796
120-179 DPD	1,704	537	211	33	2,485
180+ DPD	6,665	546	–	4	7,215
Government insured/guaranteed loans (1)	26,555	–	–	15,346	41,901

Total consumer loans (excluding PCI)	199,148	85,785	22,836	86,460	394,229
Total consumer PCI loans (carrying value)	29,746	206	–	–	29,952

Total consumer loans	$228,894	85,991	22,836	86,460	424,181

December 31, 2010 (2)
By delinquency status:
Current-29 DPD	$164,558	92,512	21,276	67,129	345,475
30-59 DPD	4,516	917	262	1,261	6,956
60-89 DPD	2,173	608	207	376	3,364
90-119 DPD	1,399	476	190	171	2,236
120-179 DPD	2,080	764	324	58	3,226
180+ DPD	6,750	622	1	117	7,490
Government insured/guaranteed loans (1)	15,514	–	–	17,453	32,967

Total consumer loans (excluding PCI)	196,990	95,899	22,260	86,565	401,714
Total consumer PCI loans (carrying value)	33,245	250	–	–	33,495

Total consumer loans	$230,235	96,149	22,260	86,565	435,209

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA and student loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP). In 2011, we consolidated $5.6 billion of previously sold FHA insured real estate 1-4 family reverse mortgages.
(2)	Amounts at December 31, 2010, have been revised to conform to the current separate presentation of government insured/guaranteed loans.

Of the $11.5 billion of loans that are 90 days or more past due at December 31, 2011, $1.5 billion was accruing, compared with $13.0 billion past due and $2.0 billion accruing at December 31, 2010.

Real estate 1-4 family first mortgage loans 180 days or more past due totaled $6.7 billion, or 3.3%, of total first mortgages (excluding PCI), at December 31, 2011, compared with $6.8 billion, or 3.4%, at December 31, 2010. The aging of the delinquent real estate 1-4 family first mortgage loans is a result of the prolonged foreclosure process and our effort to help customers stay in their homes through various loan modification programs, as loans continue to age until these processes are complete.

The following table provides a breakdown of our consumer portfolio by updated FICO. We obtain FICO scores at loan origination and the scores are updated at least quarterly. FICO is not available for certain loan types. In addition, FICO may not be obtained if we deem it unnecessary due to strong collateral and other borrower attributes, primarily securities-based margin loans of $5.0 billion and $4.1 billion at December 31, 2011 and 2010, respectively. The majority of our portfolio is underwritten with a FICO score of 680 and above.

Note 6: Loans and Allowance for Credit Losses (continued)

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Other revolving credit and installment	Total

December 31, 2011
By updated FICO:
< 600	$21,604	7,428	2,323	8,921	40,276
600-639	10,978	4,086	1,787	6,222	23,073
640-679	15,563	7,187	3,383	9,350	35,483
680-719	23,622	12,497	4,697	10,465	51,281
720-759	27,417	17,574	4,760	9,936	59,687
760-799	47,337	24,979	3,517	11,163	86,996
800+	21,381	10,247	1,969	5,674	39,271
No FICO available	4,691	1,787	400	4,393	11,271
FICO not required	–	–	–	4,990	4,990
Government insured/guaranteed loans (1)	26,555	–	–	15,346	41,901

Total consumer loans (excluding PCI)	199,148	85,785	22,836	86,460	394,229
Total consumer PCI loans (carrying value)	29,746	206	–	–	29,952

Total consumer loans	$228,894	85,991	22,836	86,460	424,181

December 31, 2010 (2)
By updated FICO:
< 600	$26,013	9,126	2,872	10,806	48,817
600-639	11,105	4,457	1,826	5,965	23,353
640-679	16,202	7,678	3,305	8,344	35,529
680-719	25,549	13,759	4,522	9,480	53,310
720-759	29,443	20,334	4,441	8,808	63,026
760-799	47,250	27,222	3,215	9,357	87,044
800+	19,719	10,607	1,794	4,692	36,812
No FICO available	6,195	2,716	285	7,528	16,724
FICO not required	–	–	–	4,132	4,132
Government insured/guaranteed loans (1)	15,514	–	–	17,453	32,967

Total consumer loans (excluding PCI)	196,990	95,899	22,260	86,565	401,714
Total consumer PCI loans (carrying value)	33,245	250	–	–	33,495

Total consumer loans	$230,235	96,149	22,260	86,565	435,209

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA and student loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under FFELP. In 2011, we consolidated $5.6 billion of previously sold FHA insured real estate 1-4 family reverse mortgages.
(2)	Amounts at December 31, 2010, have been revised to conform to the current separate presentation of government insured/guaranteed loans.

LTV refers to the ratio comparing the loan’s balance to the property’s collateral value. CLTV refers to the combination of first mortgage and junior lien mortgage (including unused line amounts for credit line products) ratios. LTVs and CLTVs are updated quarterly using a cascade approach which first uses values provided by automated valuation models (AVMs) for the property. If an AVM is not available, then the value is estimated using the original appraised value adjusted by the change in Home Price Index (HPI) for the property location. If an HPI is not available, the original appraised value is used. The HPI value is normally the only method considered for high value properties as the AVM values have proven less accurate for these properties.

The following table shows the most updated LTV and CLTV distribution of the real estate 1-4 family first and junior lien mortgage loan portfolios. In recent years, the residential real estate markets have experienced significant declines in property values and several markets, particularly California and Florida have experienced declines that turned out to be more significant than the national decline. These trends are considered in the way that we monitor credit risk and establish our allowance for credit losses. LTV does not necessarily reflect the likelihood of performance of a given loan, but does provide an indication of collateral value. In the event of a default, any loss should be limited to the portion of the loan amount in excess of the net realizable value of the underlying real estate collateral value. Certain loans do not have an LTV or CLTV primarily due to industry data availability and portfolios acquired from or serviced by other institutions.

	December 31, 2011			December 31, 2010 (1)

(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total

By LTV/CLTV:
0-60%	$46,476	12,694	59,170	47,808	14,814	62,622
60.01-80%	46,831	15,722	62,553	42,542	17,744	60,286
80.01-100%	36,764	20,290	57,054	39,497	24,255	63,752
100.01-120% (2)	21,116	15,829	36,945	24,147	17,887	42,034
> 120% (2)	18,608	18,626	37,234	24,243	18,628	42,871
No LTV/CLTV available	2,798	2,624	5,422	3,239	2,571	5,810
Government insured/guaranteed loans (3)	26,555	–	26,555	15,514	–	15,514

Total consumer loans (excluding PCI)	199,148	85,785	284,933	196,990	95,899	292,889
Total consumer PCI loans (carrying value)	29,746	206	29,952	33,245	250	33,495

Total consumer loans	$228,894	85,991	314,885	230,235	96,149	326,384

(1)	Amounts at December 31, 2010, have been revised to conform to the current separate presentation of government insured/guaranteed loans.
(2)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.
(3)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA. In 2011, we consolidated $5.6 billion of previously sold FHA insured real estate 1-4 family reverse mortgages.

NONACCRUAL LOANS The following table provides loans on nonaccrual status. PCI loans are excluded from this table due to the existence of the accretable yield.

	December 31,

(in millions)	2011	2010

Commercial:
Commercial and industrial	$2,142	3,213
Real estate mortgage	4,085	5,227
Real estate construction	1,890	2,676
Lease financing	53	108
Foreign	47	127

Total commercial (1)	8,217	11,351

Consumer:
Real estate 1-4 family first mortgage (2)	10,913	12,289
Real estate 1-4 family junior lien mortgage	1,975	2,302
Other revolving credit and installment	199	300

Total consumer	13,087	14,891

Total nonaccrual loans (excluding PCI)	$21,304	26,242

(1)	Includes LHFS of $25 million and $3 million at December 31, 2011 and 2010, respectively.
(2)	Includes MHFS of $301 million and $426 million at December 31, 2011 and 2010, respectively.

Note 6: Loans and Allowance for Credit Losses (continued)

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1-4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $8.7 billion at December 31, 2011, and $11.6 billion at December 31, 2010, are excluded from this disclosure even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. Loans 90 days or more past due and still accruing whose repayments are insured by the Federal Housing Administration (FHA) or predominantly guaranteed by the Department of Veterans Affairs (VA) for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program were $20.5 billion at December 31, 2011, up from $15.8 billion at December 31, 2010, due primarily to growth in the FHA/VA portfolio over the past two years and the subsequent seasoning of those loans.

The following table shows non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.

	December 31,

(in millions)	2011	2010

Loan 90 days or more past due and still accruing:
Total (excluding PCI):	$22,569	18,488
Less: FHA insured/VA guaranteed (1)	19,240	14,733
Less: Student loans guaranteed under the FFELP (2)	1,281	1,106

Total, not government insured/guaranteed	$2,048	2,649

By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$153	308
Real estate mortgage	256	104
Real estate construction	89	193
Foreign	6	22

Total commercial	504	627

Consumer:
Real estate 1-4 family first mortgage (3)	781	941
Real estate 1-4 family junior lien mortgage (3)	279	366
Credit card	346	516
Other revolving credit and installment	138	199

Total consumer	1,544	2,022

Total, not government insured/guaranteed	$2,048	2,649

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.
(2)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP.
(3)	Includes mortgage held for sale 90 days or more past due and still accruing.

IMPAIRED LOANS  The table below summarizes key information for impaired loans. Our impaired loans predominately include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans may have estimated loss which is included in the allowance for credit losses. Impaired loans exclude PCI loans. Upon our adoption of ASU No. 2011-02 in third quarter 2011, we identified commercial loans that were not previously included as impaired loans, which totaled $685 million with an associated allowance for credit losses of $54 million. The allowance for credit losses associated with these loans would have been measured under a collectively evaluated basis prior to adoption, but is now estimated on an individually evaluated basis. Our consumer loans were not impacted by the adoption of ASU No. 2011-02. Additionally, based on clarifying guidance from the Securities and Exchange Commission (SEC) received in December 2011, we now classify trial modifications as TDRs at the beginning of the trial period. The table below includes trial modifications that totaled $651 million at December 31, 2011. See the “Loans” section in Note 1 for our policies on impaired loans and PCI loans.

		Recorded investment

(in millions)	Unpaid principal balance	Impaired loans	Impaired loans with related allowance for credit losses	Related allowance for credit losses

December 31, 2011
Commercial:
Commercial and industrial	$7,191	3,072	3,018	501
Real estate mortgage	7,490	5,114	4,637	1,133
Real estate construction	4,733	2,281	2,281	470
Lease financing	127	68	68	21
Foreign	185	31	31	8

Total commercial	19,726	10,566	10,035	2,133

Consumer:
Real estate 1-4 family first mortgage	16,494	14,486	13,909	3,380
Real estate 1-4 family junior lien mortgage	2,232	2,079	2,079	784
Credit card	593	593	593	339
Other revolving credit and installment	287	286	274	42

Total consumer	19,606	17,444	16,855	4,545

Total impaired loans (excluding PCI)	$39,332	28,010	26,890	6,678

December 31, 2010
Commercial:
Commercial and industrial	$8,190	3,600	3,276	607
Real estate mortgage	7,439	5,239	5,163	1,282
Real estate construction	4,676	2,786	2,786	548
Lease financing	149	91	91	34
Foreign	215	15	15	8

Total commercial	20,669	11,731	11,331	2,479

Consumer:
Real estate 1-4 family first mortgage	12,834	11,603	11,603	2,754
Real estate 1-4 family junior lien mortgage	1,759	1,626	1,626	578
Credit card	548	548	548	333
Other revolving credit and installment	231	230	230	58

Total consumer	15,372	14,007	14,007	3,723

Total impaired loans (excluding PCI)	$36,041	25,738	25,338	6,202

Note 6: Loans and Allowance for Credit Losses (continued)

Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $3.8 billion and $1.2 billion at December 31, 2011 and 2010, respectively. A significant portion of these commitments relate to commercial and industrial loans, which, at the time of modification, had an amount of availability to the borrower that continues under the modified terms of the TDR. These TDRs totaled $1.8 billion and $345 million at December 31, 2011 and 2010, respectively.

The following table provides the average recorded investment in impaired loans and the amount of interest income recognized for the full year on impaired loans after impairment by portfolio segment and class.

	Year ended December 31,

	2011		2010

(in millions)	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income

Commercial:
Commercial and industrial	$3,282	105	4,098	64
Real estate mortgage	5,308	80	4,598	41
Real estate construction	2,481	70	3,203	28
Lease financing	80	–	166	–
Foreign	29	–	47	–

Total commercial	11,180	255	12,112	133

Consumer:
Real estate 1-4 family first mortgage	13,592	700	9,221	494
Real estate 1-4 family junior lien mortgage	1,962	76	1,443	55
Credit card	594	21	360	13
Other revolving credit and installment	270	27	132	3

Total consumer	16,418	824	11,156	565

Total impaired loans	$27,598	1,079	23,268	698

The following table presents the average recorded investment in impaired loans and interest income recognized on impaired loans after impairment.

	Year ended December 31,

(in millions)	2011	2010	2009

Average recorded investment in impaired loans	$27,598	23,268	10,557

Interest income:
Cash basis of accounting	$180	250	130
Other (1)	899	448	102

Total interest income	$1,079	698	232

(1)	Includes interest recognized on accruing TDRs, interest recognized related to certain impaired loans which have an allowance calculated using discounting, and amortization of purchase accounting adjustments related to certain impaired loans. See footnote 1 to the table of changes in the allowance for credit losses.

TROUBLED DEBT RESTRUCTURINGS (TDRs) When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR. We do not consider any loans modified through a loan resolution such as foreclosure or short sale to be a TDR. The following table summarizes how our loans were modified as TDRs in 2011, including the financial effects of the modifications.

	Primary modification type (1)				Financial effects of modifications

(in millions)	Principal (2)	Interest rate reduction	Other interest rate concessions (3)	Total	Charge- offs (4)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction

Year ended December 31, 2011
Commercial:
Commercial and industrial	$166	64	2,412	2,642	84	3.13%	$69
Real estate mortgage	113	146	1,894	2,153	24	1.46	160
Real estate construction	29	114	421	564	26	0.81	125
Lease financing	–	–	57	57	–	–	–
Foreign	–	–	22	22	–	–	–

Total commercial	308	324	4,806	5,438	134	1.55	354

Consumer:
Real estate 1-4 family first mortgage	1,629	1,908	934	4,471	293	3.27	3,322
Real estate 1-4 family junior lien mortgage	98	559	197	854	28	4.34	654
Credit card	–	336	–	336	2	10.77	260
Other revolving credit and installment	74	119	7	200	24	6.36	181
Trial modifications (5)	–	–	651	651	–	–	–

Total consumer	1,801	2,922	1,789	6,512	347	4.00	4,417

Total	$2,109	3,246	6,595	11,950	481	3.82%	$4,771

(1)	Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs with multiple types of concessions are presented only once in the table in the first category type based on the order presented.
(2)	Principal modifications include principal forgiveness at the time of the modification, contingent principal forgiveness granted over the life of the loan based on borrower performance, and principal that has been legally separated and deferred to the end of the loan, with a zero percent contractual interest rate.
(3)	Other interest rate concessions include loans modified to an interest rate that is not commensurate with the credit risk, even though the rate may have been increased. These modifications would include renewals, term extensions, and other interest adjustments, but exclude modifications that also forgive principal and/or reduce the interest rate.
(4)	Charge-offs include write-downs of the investment in the loan in the period of modification. In some cases, the amount of charge-offs will differ from the modification terms if the loan has already been charged down based on our policies. Modifications resulted in forgiving principal (actual, contingent or deferred) of $577 million in 2011.
(5)	Trial modifications are granted a delay in payments due under the original terms during the trial payment period. However, these loans continue to advance through delinquency status and accrue interest according to their original terms. Any subsequent permanent modification generally includes interest rate related concessions; however, the exact concession type and resulting financial effect are usually not known until the loan is permanently modified.

Note 6: Loans and Allowance for Credit Losses (continued)

The previous table presents information on all loan modifications classified as TDRs. We may require some borrowers experiencing financial difficulty to make trial payments generally for a period of three to four months, according to terms of a planned permanent modification, to determine if they can perform according to those terms. Based on clarifying guidance from the SEC in December 2011, these arrangements represent trial modifications, which we classify and account for as TDRs. The trial period terms are developed in accordance with our proprietary programs or the U.S. Treasury’s Making Homes Affordable programs for real estate 1-4 family first lien (i.e. Home Affordable Modification Program – HAMP) and junior lien (i.e. Second Lien Modification Program – 2MP) mortgage loans. At December 31, 2011, we had $421 million, $46 million, and $184 million of loans in a trial modification period under HAMP, 2MP, and proprietary programs, respectively. While loans are in trial payment programs their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms. The planned modifications for these arrangements predominantly involve interest rate reductions or other interest rate concessions. At December 31, 2011, trial modifications with a recorded investment of $310 million were accruing loans and $341 million were nonaccruing loans. Our recent experience is that most of the mortgages that enter a trial payment period program are successful in completing the program requirements and are then permanently modified at the end of the trial period. As previously discussed, our allowance process considers the impact of those modifications that are probable to occur including the associated credit cost and related re-default risk.

The table below summarizes permanent modification TDRs that have defaulted in the current period within 12 months of their permanent modification date. We are reporting these defaulted TDRs based on a payment default definition of 90 days past due for the commercial portfolio segment and 60 days past due for the consumer portfolio segment.

Year ended December 31, 2011

(in millions)	Recorded investment of defaults

Commercial:
Commercial and industrial	$216
Real estate mortgage	331
Real estate construction	69
Lease financing	1
Foreign	1

Total commercial	618

Consumer:
Real estate 1-4 family first mortgage	1,110
Real estate 1-4 family junior lien mortgage	137
Credit card	156
Other revolving credit and installment	113

Total consumer	1,516

Total	$2,134

Purchased Credit-Impaired Loans

Substantially all of our PCI loans were acquired from Wachovia on December 31, 2008. The following table presents PCI loans net of any remaining purchase accounting adjustments.

		December 31,

(in millions)	2011	2010	2009	2008

Commercial:
Commercial and industrial	$399	718	1,911	4,580
Real estate mortgage	3,270	2,855	4,137	5,803
Real estate construction	1,745	2,949	5,207	6,462
Foreign	1,353	1,413	1,733	1,859

Total commercial	6,767	7,935	12,988	18,704

Consumer:
Real estate 1-4 family first mortgage	29,746	33,245	38,386	39,214
Real estate 1-4 family junior lien mortgage	206	250	331	728
Other revolving credit and installment	–	–	–	151

Total consumer	29,952	33,495	38,717	40,093

Total PCI loans (carrying value)	$36,719	41,430	51,705	58,797

Total PCI loans (unpaid principal balance)	$55,312	64,331	83,615	98,182

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

The change in the accretable yield related to PCI loans is presented in the following table.

	Year ended December 31,

(in millions)	2011	2010	2009

Total, beginning of year	$16,714	14,559	10,447
Addition of accretable yield due to acquisitions	128	–	–
Accretion into interest income (1)	(2,206)	(2,392)	(2,601)
Accretion into noninterest income due to sales (2)	(189)	(43)	(5)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	373	3,399	441
Changes in expected cash flows that do not affect nonaccretable difference (3)	1,141	1,191	6,277

Total, end of year	$15,961	16,714	14,559

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.
(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.
(3)	Represents changes in cash flows expected to be collected due to changes in interest rates on variable rate PCI loans, changes in prepayment assumptions and the impact of modifications.

Note 6: Loans and Allowance for Credit Losses (continued)

PCI ALLOWANCE Based on our regular evaluation of estimates of cash flows expected to be collected, we may establish an allowance for a PCI loan or pool of loans, with a charge to income through the provision for losses. The following table summarizes the changes in allowance for PCI loan losses.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total

Balance, December 31, 2008	$–	–	–	–
Provision for losses due to credit deterioration	850	–	3	853
Charge-offs	(520)	–	–	(520)

Balance, December 31, 2009	330	–	3	333
Provision for losses due to credit deterioration	712	–	59	771
Charge-offs	(776)	–	(30)	(806)

Balance, December 31, 2010	266	–	32	298
Provision for losses due to credit deterioration	106	–	54	160
Charge-offs	(207)	–	(20)	(227)

Balance, December 31, 2011	$165	–	66	231

COMMERCIAL PCI CREDIT QUALITY INDICATORS The following table provides a breakdown of commercial PCI loans by risk category.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Foreign	Total

December 31, 2011
By risk category:
Pass	$191	640	321	–	1,152
Criticized	208	2,630	1,424	1,353	5,615

Total commercial PCI loans	$399	3,270	1,745	1,353	6,767

December 31, 2010
By risk category:
Pass	$214	352	128	210	904
Criticized	504	2,503	2,821	1,203	7,031

Total commercial PCI loans	$718	2,855	2,949	1,413	7,935

The following table provides past due information for commercial PCI loans.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Foreign	Total

December 31, 2011
By delinquency status:
Current-29 DPD and still accruing	$359	2,867	1,206	1,178	5,610
30-89 DPD and still accruing	22	178	72	–	272
90+ DPD and still accruing	18	225	467	175	885

Total commercial PCI loans	$399	3,270	1,745	1,353	6,767

December 31, 2010
By delinquency status:
Current-29 DPD and still accruing	$612	2,295	1,395	1,209	5,511
30-89 DPD and still accruing	22	113	178	–	313
90+ DPD and still accruing	84	447	1,376	204	2,111

Total commercial PCI loans	$718	2,855	2,949	1,413	7,935

CONSUMER PCI CREDIT QUALITY INDICATORS Our consumer PCI loans were aggregated into several pools of loans at acquisition. Below, we have provided credit quality indicators based on the unpaid principal balance (adjusted for write-downs) of the individual loans included in the pool, but we have not allocated the remaining purchase accounting adjustments, which were established at a pool level. The following table provides the delinquency status of consumer PCI loans.

	December 31, 2011			December 31, 2010

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total

By delinquency status:
Current-29 DPD	$25,693	268	25,961	29,297	436	29,733
30-59 DPD	3,272	20	3,292	3,586	30	3,616
60-89 DPD	1,433	9	1,442	1,364	17	1,381
90-119 DPD	791	8	799	881	13	894
120-179 DPD	1,169	10	1,179	1,346	19	1,365
180+ DPD	5,921	150	6,071	7,214	220	7,434

Total consumer PCI loans (adjusted unpaid principal balance)	$38,279	465	38,744	43,688	735	44,423

Total consumer PCI loans (carrying value)	$29,746	206	29,952	33,245	250	33,495

Note 6: Loans and Allowance for Credit Losses (continued)

The following table provides FICO scores for consumer PCI loans.

	December 31, 2011			December 31, 2010

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total

By FICO:
< 600	$17,169	210	17,379	22,334	363	22,697
600-639	7,489	83	7,572	7,563	109	7,672
640-679	6,646	89	6,735	6,185	96	6,281
680-719	3,698	47	3,745	3,949	60	4,009
720-759	1,875	14	1,889	2,057	17	2,074
760-799	903	6	909	1,087	7	1,094
800+	215	2	217	232	2	234
No FICO available	284	14	298	281	81	362

Total consumer PCI loans (adjusted unpaid principal balance)	$38,279	465	38,744	43,688	735	44,423

Total consumer PCI loans (carrying value)	$29,746	206	29,952	33,245	250	33,495

The following table shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV for real estate 1-4 family junior lien mortgages.

	December 31, 2011			December 31, 2010

(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total

By LTV/CLTV:
0-60%	$1,243	25	1,268	1,653	43	1,696
60.01-80%	3,806	49	3,855	5,513	42	5,555
80.01-100%	9,341	63	9,404	11,861	89	11,950
100.01-120% (1)	9,471	79	9,550	9,525	116	9,641
> 120% (1)	14,318	246	14,564	15,047	314	15,361
No LTV/CLTV available	100	3	103	89	131	220

Total consumer PCI loans (adjusted unpaid principal balance)	$38,279	465	38,744	43,688	735	44,423

Total consumer PCI loans (carrying value)	$29,746	206	29,952	33,245	250	33,495

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

Note 7: Premises, Equipment, Lease Commitments and Other Assets

	December 31,
(in millions)	2011	2010

Land	$1,825	1,825
Buildings	7,441	7,440
Furniture and equipment	7,195	6,689
Leasehold improvements	1,725	1,683
Premises and equipment leased under capital leases	147	148

Total premises and equipment	18,333	17,785
Less: Accumulated depreciation and amortization	8,802	8,141

Net book value, premises and equipment	$9,531	9,644

Depreciation and amortization expense for premises and equipment was $1.4 billion, $1.5 billion and $1.3 billion in 2011, 2010 and 2009, respectively.

Dispositions of premises and equipment, included in noninterest expense, resulted in net losses of $17 million, $115 million and $22 million in 2011, 2010 and 2009, respectively.

We have obligations under a number of noncancelable operating leases for premises and equipment. The terms of these leases are predominantly up to 15 years, with the longest up to 94 years, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2011.

(in millions)	Operating leases	Capital leases

Year ended December 31,
2012	$1,319	54
2013	1,216	55
2014	1,075	3
2015	872	3
2016	717	3
Thereafter	3,239	17

Total minimum lease payments	$8,438	135

Executory costs		$(9)
Amounts representing interest		(10)

Present value of net minimum lease payments		$116

Operating lease rental expense (predominantly for premises), net of rental income, was $1.2 billion, $1.3 billion and $1.4 billion in 2011, 2010 and 2009, respectively.

The components of other assets were:

	December 31,
(in millions)	2011	2010

Nonmarketable equity investments:
Cost method:
Private equity investments	$3,444	3,240
Federal bank stock	4,617	5,254

Total cost method	8,061	8,494
LIHTC investments - equity method (1)	4,077	3,611
All other equity method	4,434	4,013
Principal investments (2)	236	305

Total nonmarketable equity investments	16,808	16,423
Corporate/bank-owned life insurance	20,146	19,845
Accounts receivable	25,939	23,763
Interest receivable	5,296	4,895
Core deposit intangibles	7,311	8,904
Customer relationship and other amortized intangibles	1,639	1,847
Foreclosed assets:
GNMA (3)	1,319	1,479
Other	3,342	4,530
Operating lease assets	1,825	1,873
Due from customers on acceptances	225	229
Other	17,172	15,993

Total other assets	$101,022	99,781

(1)	Represents low income housing tax credit investments.
(2)	Principal investments are recorded at fair value with realized and unrealized gains (losses) included in net gains (losses) from equity investments in the income statement.
(3)	These are foreclosed real estate securing FHA insured and VA guaranteed loans. Both principal and interest for these loans secured by the foreclosed real estate are collectible because they are insured/guaranteed.

Income related to nonmarketable equity investments was:

	Year ended December 31,
(in millions)	2011	2010	2009

Net gains (losses) from:
Private equity investments	$813	492	(368)
Principal investments	29	42	79
All other nonmarketable equity investments	(298)	(188)	(234)

Total	$544	346	(523)

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

The classifications of assets and liabilities in our balance sheet associated with our transactions with VIEs follow:

(in millions)	VIEs that we do not consolidate	VIEs that we consolidate		Transfers that we account for as secured borrowings	Total

December 31, 2011
Cash	$—	321		11	332
Trading assets	3,723	293		30	4,046
Securities available for sale (1)	21,708	3,332		11,671	36,711
Mortgages held for sale	—	444		—	444
Loans	11,404	11,967		7,181	30,552
Mortgage servicing rights	12,080	—		—	12,080
Other assets	4,494	1,858		137	6,489

Total assets	$53,409	18,215		19,030	90,654

Short-term borrowings	—	3,450	(3)	10,682	14,132
Accrued expenses and other liabilities	3,350	1,138	(3)	121	4,609
Long-term debt	—	4,932	(3)	6,686	11,618

Total liabilities	3,350	9,520		17,489	30,359

Noncontrolling interests	—	61		—	61

Net assets	$50,059	8,634		1,541	60,234

December 31, 2010
Cash	$—	200		398	598
Trading assets	5,351	143		32	5,526
Securities available for sale (1)	24,001	2,159		7,834	33,994
Mortgages held for sale (2)	—	634		—	634
Loans	12,401	16,708		1,613	30,722
Mortgage servicing rights	13,261	—		—	13,261
Other assets (2)	3,783	2,071		90	5,944

Total assets	58,797	21,915		9,967	90,679

Short-term borrowings	—	3,636	(3)	7,773	11,409
Accrued expenses and other liabilities (2)	3,514	743	(3)	14	4,271
Long-term debt	—	8,377	(3)	1,700	10,077

Total liabilities	3,514	12,756		9,487	25,757

Noncontrolling interests (2)	—	94		—	94

Net assets	$55,283	9,065		480	64,828

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.
(2)	“VIEs that we consolidate” has been revised to correct previously reported amounts.
(3)	Includes the following VIE liabilities at December 31, 2011, and December 31, 2010, respectively, with recourse to the general credit of Wells Fargo: Short-term borrowings, $3.4 billion and $3.6 billion; Accrued expenses and other liabilities, $963 million and $645 million; and Long-term debt, $30 million and $53 million.

Transactions with Unconsolidated VIEs

Our transactions with VIEs include securitizations of residential mortgage loans, CRE loans, student loans and auto loans and leases; investment and financing activities involving CDOs backed by asset-backed and CRE securities, collateralized loan obligations (CLOs) backed by corporate loans, and other types of structured financing. We have various forms of involvement with VIEs, including holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. Involvements with these unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, securities available for sale, loans, MSRs, other assets and other liabilities, as appropriate.

The following tables provide a summary of unconsolidated VIEs with which we have significant continuing involvement, but we are not the primary beneficiary. We do not consider our continuing involvement in an unconsolidated VIE to be significant when it relates to third-party sponsored VIEs for which we were not the transferor or if we were the sponsor but do not have any other significant continuing involvement.

Significant continuing involvement includes transactions where we were the sponsor or transferor and have other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or marketing of the transaction to investors. When we transfer assets to a VIE and account for the transfer as a sale, we are considered the transferor. We consider investments in securities held outside of trading, loans, guarantees, liquidity

Note 8: Securitizations and Variable Interest Entities (continued)

agreements, written options and servicing of collateral to be other forms of involvement that may be significant. We have excluded certain transactions with unconsolidated VIEs from the balances presented in the table below where we have determined that our continuing involvement is not significant due to the temporary nature and size of our variable interests, because we were not the transferor or because we were not involved in the design or operations of the unconsolidated VIEs.

(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets

December 31, 2011
		Carrying value - asset (liability)

Residential mortgage loan securitizations:
Conforming	$1,135,629	4,682	11,070	–	(975)	14,777
Other/nonconforming	61,461	2,460	353	1	(48)	2,766
Commercial mortgage loan securitizations	179,007	7,063	623	349	–	8,035
Collateralized debt obligations:
Debt securities	11,240	1,107	–	193	–	1,300
Loans (2)	9,757	9,511	–	–	–	9,511
Asset-based finance structures	9,606	6,942	–	(130)	–	6,812
Tax credit structures	19,257	4,119	–	–	(1,439)	2,680
Collateralized loan obligations	12,191	2,019	–	40	–	2,059
Investment funds	6,318	–	–	–	–	–
Other (3)	18,717	1,896	34	190	(1)	2,119

Total	$1,463,183	39,799	12,080	643	(2,463)	50,059

		Maximum exposure to loss

Residential mortgage loan securitizations:
Conforming		$4,682	11,070	–	3,657	19,409
Other/nonconforming		2,460	353	1	295	3,109
Commercial mortgage loan securitizations		7,063	623	538	–	8,224
Collateralized debt obligations:
Debt securities		1,107	–	874	–	1,981
Loans (2)		9,511	–	–	–	9,511
Asset-based finance structures		6,942	–	130	1,504	8,576
Tax credit structures		4,119	–	–	–	4,119
Collateralized loan obligations		2,019	–	41	523	2,583
Investment funds		–	–	–	41	41
Other (3)		1,896	34	903	150	2,983

Total		$39,799	12,080	2,487	6,170	60,536

(continued on following page)

(continued from previous page)

(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets

December 31, 2010
		Carrying value - asset (liability)

Residential mortgage loan securitizations:
Conforming	$1,068,737	5,527	12,115	–	(928)	16,714
Other/nonconforming	76,304	2,997	495	6	(107)	3,391
Commercial mortgage loan securitizations	190,377	5,506	608	261	–	6,375
Collateralized debt obligations:
Debt securities	20,046	1,436	–	844	–	2,280
Loans (2)	9,970	9,689	–	–	–	9,689
Asset-based finance structures	12,055	6,556	–	(118)	–	6,438
Tax credit structures	20,981	3,614	–	–	(1,129)	2,485
Collateralized loan obligations	13,196	2,804	–	56	–	2,860
Investment funds	10,522	1,416	–	–	–	1,416
Other (3)	20,031	3,221	43	377	(6)	3,635

Total	$1,442,219	42,766	13,261	1,426	(2,170)	55,283

		Maximum exposure to loss

Residential mortgage loan securitizations:
Conforming		$5,527	12,115	–	4,248	21,890
Other/nonconforming		2,997	495	6	233	3,731
Commercial mortgage loan securitizations		5,506	608	488	–	6,602
Collateralized debt obligations:
Debt securities		1,436	–	2,850	7	4,293
Loans (2)		9,689	–	–	–	9,689
Asset-based finance structures		6,556	–	118	2,175	8,849
Tax credit structures		3,614	–	–	1	3,615
Collateralized loan obligations		2,804	–	56	519	3,379
Investment funds		1,416	–	–	87	1,503
Other (3)		3,221	43	916	162	4,342

Total		$42,766	13,261	4,434	7,432	67,893

(1)	Includes total equity interests of $460 million and $316 million at December 31, 2011, and December 31, 2010, respectively. Also includes debt interests in the form of both loans and securities. Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.
(2)	Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest primarily in senior tranches from a diversified pool of primarily U.S. asset securitizations, of which all are current, and over 88% were rated as investment grade by the primary rating agencies at December 31, 2011. These senior loans were acquired in the Wachovia business combination and are accounted for at amortized cost as initially determined under purchase accounting and are subject to the Company’s allowance and credit charge-off policies.
(3)	Includes structured financing, student loan securitizations, auto loan and lease securitizations and credit-linked note structures. Also contains investments in auction rate securities (ARS) issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

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

The loans sold to the VIEs in nonconforming residential mortgage loan securitizations are those that do not qualify for a GSE guarantee. We may hold variable interests issued by the VIEs, primarily in the form of senior securities. We do not consolidate the nonconforming residential mortgage loan securitizations included in the table because we either do not hold any variable interests, hold variable interests that we do not consider potentially significant or are not the primary servicer for a majority of the VIE assets.

Other commitments and guarantees include amounts related to loans sold that we may be required to repurchase, or otherwise indemnify or reimburse the investor or insurer for losses incurred, due to material breach of contractual representations and warranties. The maximum exposure to loss for material breach of contractual representations and warranties represents a stressed case estimate we utilize for determining stressed case regulatory capital needs and is considered to be a remote scenario.

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

In 2011, we incurred a $377 million loss on trading derivatives related to certain CDOs. The loss was associated with the resolution of a legacy Wachovia position that settled during the year.

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

INVESTMENT FUNDS We do not consolidate the investment funds because we do not absorb the majority of the expected future variability associated with the funds’ assets, including variability associated with credit, interest rate and liquidity risks.

During 2011, we redeemed a $1.4 billion interest in an unconsolidated investment fund managed by one of our majority owned subsidiaries. Upon redemption we placed the assets received into new investment fund VIEs. We consolidated these new VIEs because we have discretion over the management of the assets and are the sole investor in these funds. At December 31, 2010, we had investments of $1.4 billion and lending arrangements of $14 million with this fund.

OTHER TRANSACTIONS WITH VIEs In 2008, legacy Wachovia reached an agreement to purchase at par auction rate securities (ARS) that were sold to third-party investors by certain of its subsidiaries. ARS are debt instruments with long-term maturities, but which re-price more frequently, and preferred equities with no maturity. We purchased all outstanding ARS that were issued by VIEs and subject to the agreement. At December 31, 2011, we held in our securities available-for-sale portfolio $643 million of ARS issued by VIEs redeemed pursuant to this agreement, compared with $1.6 billion at December 31, 2010.

In 2009, we reached agreements to purchase additional ARS from eligible investors who bought ARS through one of our broker-dealer subsidiaries. We purchased all outstanding ARS that were issued by VIEs and subject to the agreement. As of December 31, 2011, we held in our securities available-for-sale portfolio $624 million of ARS issued by VIEs redeemed pursuant to this agreement, compared with $901 million at December 31, 2010.

We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.

TRUST PREFERRED SECURITIES In addition to the involvements disclosed in the preceding table, through the issuance of trust preferred securities we had junior subordinated debt financing with a carrying value of $7.6 billion at December 31, 2011, and $19.3 billion at December 31, 2010, and $2.5 billion of preferred stock at December 31, 2011. In these transactions, VIEs that we wholly own issue debt securities or preferred equity to third party investors. All of the proceeds of the issuance are invested in debt securities or preferred equity that we issue to the VIEs. The VIEs’ operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us. This is the case even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. We report the debt securities issued to the VIEs as long-term junior subordinated debt and the preferred equity securities issued to the VIEs as preferred stock in our consolidated balance sheet.

In 2011, we redeemed $9.2 billion of trust preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the Basel Committee guidelines known as the Basel III standards.

Note 8: Securitizations and Variable Interest Entities (continued)

Securitization Activity Related to Unconsolidated VIEs

We use VIEs to securitize consumer and CRE loans and other types of financial assets, including student loans and auto loans. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in the VIEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers.

In 2011, 2010, and 2009, we recognized net gains of $112 million, $27 million, and $1 million, respectively, from transfers accounted for as sales of financial assets in securitizations. Additionally, we had the following cash flows with our securitization trusts that were involved in transfers accounted for as sales.

	Year ended December 31,

	2011		2010		2009

(in millions)	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets

Sales proceeds from securitizations (1)	$337,357	–	374,488	–	394,632	–
Servicing fees	4,401	11	4,316	34	4,283	42
Other interests held	1,779	263	1,786	442	3,757	310
Purchases of delinquent assets	9	–	25	–	45	–
Net servicing advances	29	–	49	–	257	–

(1)	Represents cash flow data for all loans securitized in the period presented.

Sales with continuing involvement during 2011 and 2010 predominantly related to conforming residential mortgage securitizations. During 2011 and 2010, we transferred $329.1 billion and $379.0 billion, respectively, in fair value of conforming residential mortgages to unconsolidated VIEs and recorded the transfers as sales. These transfers did not result in a gain or loss because the loans are already carried at fair value. In connection with these transfers, in 2011 we recorded a $4.0 billion servicing asset, measured at fair value using a Level 3 measurement technique, and a $101 million liability for probable repurchase losses. In 2010, we recorded a $4.5 billion servicing asset, with $4.1 billion recorded at fair value as Level 3 and the remaining $400 million recorded as amortized mortgage servicing rights. We also recorded a $144 million repurchase liability in 2010.

We used the following key weighted-average assumptions to measure mortgage servicing assets at the date of securitization:

	Mortgage servicing rights

	2011	2010

Prepayment speed (annual CPR (1))	12.8%	13.5
Life (in years)	5.9	5.4
Discount rate	7.7%	8.0

(1)	Constant prepayment rate.

Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at December 31, 2011, for residential and commercial mortgage servicing rights, and other interests held related primarily to residential mortgage loan securitizations are presented in the following table. “Other interests held” exclude residential mortgage-backed securities retained in securitizations issued through GSEs, such as FNMA, FHLMC and GNMA, because these securities have a remote risk of credit loss due to the GSE guarantee. These securities also have economic characteristics similar to GSE mortgage-backed securities that we purchase, which are not included in the table. Subordinated interests include only those bonds whose credit rating was below AAA by a major rating agency at issuance. Senior interests include only those bonds whose credit rating was AAA by a major rating agency at issuance. The information presented excludes trading positions held in inventory.

		Other interests held

(in millions)	Mortgage servicing rights	Interest- only strips	Subordinated bonds	Senior bonds

Fair value of interests held at December 31, 2011	$14,359	230	45	321
Expected weighted-average life (in years)	5.0	4.6	6.1	5.6

Prepayment speed assumption (annual CPR)	13.7%	10.7	6.9	13.9
Decrease in fair value from:
10% adverse change	$913	6	–	2
25% adverse change	2,151	15	1	4

Discount rate assumption	6.9%	15.6	11.9	7.1
Decrease in fair value from:
100 basis point increase	$613	6	2	12
200 basis point increase	1,171	12	4	24

Credit loss assumption			0.5%	4.5
Decrease in fair value from:
10% higher losses			$–	1
25% higher losses			–	2

Fair value of interests held at December 31, 2010	$16,279	226	47	441
Expected weighted-average life (in years)	5.2	5.2	8.3	4.5

Prepayment speed assumption (annual CPR)	12.6%	11.4	4.8	18.1
Decrease in fair value from:
10% adverse change	$844	7	–	2
25% adverse change	1,992	16	–	6

Discount rate assumption	8.1%	17.8	10.2	6.8
Decrease in fair value from:
100 basis point increase	$777	6	3	14
200 basis point increase	1,487	13	6	27

Credit loss assumption			0.7%	3.7
Decrease in fair value from:
10% higher losses			$–	1
25% higher losses			–	3

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

Note 8: Securitizations and Variable Interest Entities (continued)

The following table presents information about the principal balances of off-balance sheet securitized loans, including residential mortgages sold to FNMA, FHLMC, GNMA and securitizations where servicing is our only form of continuing involvement. Delinquent loans include loans 90 days or more past due and still accruing interest as well as nonaccrual loans. In securitizations where servicing is our only form of continuing involvement, we would only experience a loss if required to repurchase a delinquent loan due to a breach in representations and warranties associated with our loan sale or servicing contracts. Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.

							Net charge-offs

	Total loans			Delinquent loans			Year ended

	December 31,			December 31,			December 31,

(in millions)	2011	2010		2011	2010		2011	2010

Commercial:
Commercial and industrial	$–	1		–	–		–	–
Real estate mortgage	137,121	144,655	(1)	11,142	9,174	(1)	569	738	(1)

Total commercial	137,121	144,656		11,142	9,174		569	738

Consumer:
Real estate 1-4 family first mortgage	1,171,666	1,090,755		24,235	25,067	(2)	1,506	1,408
Real estate 1-4 family junior lien mortgage	2	1		–	–		16	–
Other revolving credit and installment	2,271	2,454		131	102		–	–

Total consumer	1,173,939	1,093,210		24,366	25,169		1,522	1,408

Total off-balance sheet securitized loans	$1,311,060	1,237,866		35,508	34,343		2,091	2,146

(1)	Balances have been revised to correct previously reported amounts.
(2)	Balances have been revised to conform with current period presentation of including loans sold to FNMA, GNMA, and FHLMC.

Transactions with Consolidated VIEs and Secured Borrowings

The following table presents a summary of transfers of financial assets accounted for as secured borrowings and involvements with consolidated VIEs. “Consolidated assets” are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.” For VIEs that obtain exposure synthetically through derivative instruments, the remaining notional amount of the derivative is included in “Total VIE assets.” On the consolidated balance sheet, we separately disclose the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs.

		Carrying value

(in millions)	Total VIE assets	Consolidated assets	Third party liabilities	Noncontrolling interests	Net assets

December 31, 2011

Secured borrowings:
Municipal tender option bond securitizations	$14,168	11,748	(10,689)	–	1,059
Auto loan securitizations	–	–	–	–	–
Commercial real estate loans	1,168	1,168	(1,041)	–	127
Residential mortgage securitizations (1)	5,705	6,114	(5,759)	–	355

Total secured borrowings	21,041	19,030	(17,489)	–	1,541

Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	11,375	10,244	(4,514)	–	5,730
Multi-seller commercial paper conduit	2,860	2,860	(2,935)	–	(75)
Auto loan securitizations	163	163	(143)	–	20
Structured asset finance	124	124	(16)	–	108
Investment funds	2,012	2,012	(22)	–	1,990
Other	3,432	2,812	(1,890)	(61)	861

Total consolidated VIEs	19,966	18,215	(9,520)	(61)	8,634

Total secured borrowings and consolidated VIEs	$41,007	37,245	(27,009)	(61)	10,175

December 31, 2010

Secured borrowings:
Municipal tender option bond securitizations	$10,687	7,874	(7,779)	–	95
Auto loan securitizations	154	154	–	–	154
Commercial real estate loans	1,321	1,321	(1,272)	–	49
Residential mortgage securitizations	700	618	(436)	–	182

Total secured borrowings	12,862	9,967	(9,487)	–	480

Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	14,518	13,529	(6,723)	–	6,806
Multi-seller commercial paper conduit	3,197	3,197	(3,279)	–	(82)
Auto loan securitizations	1,010	1,010	(955)	–	55
Structured asset finance	146	146	(21)	(11)	114
Investment funds	1,197	1,197	(54)	(14)	1,129
Other (2)	2,938	2,836	(1,724)	(69)	1,043

Total consolidated VIEs	23,006	21,915	(12,756)	(94)	9,065

Total secured borrowings and consolidated VIEs	$35,868	31,882	(22,243)	(94)	9,545

(1)	Includes $5.6 billion of reverse mortgage loans that were previously accounted for as a sale to a GNMA securitization program.
(2)	Revised to correct previously reported amounts.

In addition to the transactions included in the table above, at December 31, 2011, we had issued approximately $6.0 billion of private placement debt financing through a consolidated VIE. The issuance is classified as long-term debt in our consolidated financial statements. At December 31, 2011, we had pledged approximately $6.2 billion in loans (principal and interest eligible to be capitalized), $316 million in securities available for sale and $154 million in cash and cash equivalents to collateralize the VIE’s borrowings. Such assets were not transferred to the VIE and accordingly we have excluded the VIE from the previous table.

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

Note 8: Securitizations and Variable Interest Entities (continued)

investors. Other than this limited contractual support, the assets of the VIEs are the sole source of repayment of the securities held by third parties. The liquidity support we provide to the multi-seller commercial paper conduit ensures timely repayment of commercial paper issued by the conduit and is described further below.

NONCONFORMING RESIDENTIAL MORTGAGE LOAN SECURITIZATIONS  We have consolidated certain of our nonconforming residential mortgage loan securitizations in accordance with consolidation accounting guidance. We have determined we are the primary beneficiary of these securitizations because we have the power to direct the most significant activities of the entity through our role as primary servicer and also hold variable interests that we have determined to be significant. The nature of our variable interests in these entities may include beneficial interests issued by the VIE, mortgage servicing rights and recourse or repurchase reserve liabilities. The beneficial interests issued by the VIE that we hold include either subordinate or senior securities held in an amount that we consider potentially significant.

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

INVESTMENT FUNDS  We have consolidated certain of our investment funds where we manage the assets of the fund and our interests absorb a majority of the funds’ variability. In 2011, we redeemed our interest in an unconsolidated investment fund and placed the assets received upon redemption into new VIEs. We consolidate these VIEs because we have discretion over the management of the assets and are the sole investor in these funds.

Note 9: Mortgage Banking Activities

Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage loan origination, sale activity and servicing.

We apply fair value method to substantially all of our residential MSRs and apply the amortization method to all commercial and some residential MSRs. The changes in MSRs measured using the fair value method were:

	Year ended December 31,

(in millions)	2011	2010	2009

Fair value, beginning of year	$14,467	16,004	14,714
Adjustments from adoption of consolidation accounting guidance	–	(118)	–
Acquired from Wachovia (1)	–	–	34
Servicing from securitizations or asset transfers	3,957	4,092	6,226

Net additions	3,957	3,974	6,260

Changes in fair value:
Due to changes in valuation model inputs or assumptions (2)	(3,680)	(2,957)	(1,534)
Other changes in fair value (3)	(2,141)	(2,554)	(3,436)

Total changes in fair value	(5,821)	(5,511)	(4,970)

Fair value, end of year	$12,603	14,467	16,004

(1)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates, and costs to service, including delinquency and foreclosure costs.
(3)	Represents changes due to collection/realization of expected cash flows over time.

The changes in amortized MSRs were:

	Year ended December 31,

(in millions)	2011	2010	2009

Balance, beginning of year	$1,422	1,119	1,446
Adjustments from adoption of consolidation accounting guidance	–	(5)	–
Purchases	155	58	11
Acquired from Wachovia (1)	–	–	(135)
Servicing from securitizations or asset transfers	132	478	61
Amortization	(264)	(228)	(264)

Balance, end of year (2)	1,445	1,422	1,119

Valuation allowance:
Balance, beginning of year	(3)	–	–
Provision for MSRs in excess of fair value	(34)	(3)	–

Balance, end of year (3)	(37)	(3)	–

Amortized MSRs, net	$1,408	1,419	1,119

Fair value of amortized MSRs:
Beginning of year	$1,812	1,261	1,555
End of year (4)	1,756	1,812	1,261

(1)	The 2009 amount reflects refinements to initial December 31, 2008, Wachovia purchase accounting adjustments.
(2)	Includes $350 million and $400 million in residential amortized MSRs at December 31, 2011 and 2010, respectively. The 2009 balance is all commercial amortized MSRs. For the years ended December 31, 2011 and 2010, the residential MSR amortization was $(50) million and $(5) million, respectively. Effective January 1, 2012, the amortized residential MSR portfolio will be transferred to MSRs carried at fair value.
(3)	Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs. Residential amortized MSRs are evaluated for impairment purposes by the following risk strata: Mortgages sold to GSEs (FHLMC and FNMA) and mortgages sold to GNMA, each by interest rate stratifications. A valuation allowance of $37 million and $3 million was recorded on the residential amortized MSRs for the years ended December 31, 2011 and 2010, respectively.
(4)	Includes fair value of $316 million and $441 million in residential amortized MSRs and $1,440 million and $1,371 million in commercial amortized MSRs at December 31, 2011 and 2010, respectively.

Note 9: Mortgage Banking Activities (continued)

We present the components of our managed servicing portfolio in the following table at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

	December 31,

(in billions)	2011	2010

Residential mortgage servicing:
Serviced for others	$1,456	1,429
Owned loans serviced	358	371
Subservicing	8	9

Total residential servicing	1,822	1,809

Commercial mortgage servicing:
Serviced for others	398	408
Owned loans serviced	106	99
Subservicing	14	13

Total commercial servicing	518	520

Total managed servicing portfolio	$2,340	2,329

Total serviced for others	$1,854	1,837
Ratio of MSRs to related loans serviced for others	0.76%	0.86

The components of mortgage banking noninterest income were:

	Year ended December 31,

(in millions)	2011	2010	2009

Servicing income, net:
Servicing fees:
Contractually specified servicing fees	$4,611	4,566	4,473
Late charges	298	360	330
Ancillary fees	354	434	287
Unreimbursed direct servicing costs (1)	(1,119)	(763)	(914)

Net servicing fees	4,144	4,597	4,176
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(3,680)	(2,957)	(1,534)
Other changes in fair value (3)	(2,141)	(2,554)	(3,436)

Total changes in fair value of MSRs carried at fair value	(5,821)	(5,511)	(4,970)
Amortization	(264)	(228)	(264)
Provision for MSRs in excess of fair value	(34)	(3)	–
Net derivative gains from economic hedges (4)	5,241	4,485	6,849

Total servicing income, net	3,266	3,340	5,791
Net gains on mortgage loan origination/sales activities	4,566	6,397	6,237

Total mortgage banking noninterest income	$7,832	9,737	12,028

Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$1,561	1,528	5,315

(1)	Primarily associated with foreclosure expenses and other interest costs.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates and costs to service, including delinquency and foreclosure costs.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs. See Note 16 – Free-Standing Derivatives for additional discussion and detail.

The following table summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated financial statements and the provision for repurchase losses reduces net gains on mortgage loan origination/sales activities. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $2.1 billion at December 31, 2011, and was determined based upon modifying the assumptions utilized in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions.

	Year ended December 31,

(in millions)	2011	2010	2009

Balance, beginning of year	$1,289	1,033	589
Wachovia acquisition (1)	–	–	31
Provision for repurchase losses:
Loan sales	101	144	302
Change in estimate (2)	1,184	1,474	625

Total additions	1,285	1,618	958
Losses	(1,248)	(1,362)	(514)

Balance, end of year	$1,326	1,289	1,033

(1)	The 2009 amount is refinement to initial December 31, 2008, Wachovia purchase accounting adjustments.
(2)	Results from such factors as credit deterioration, changes in investor demand and mortgage insurer practices, and changes in the financial stability of correspondent lenders.

Note 10: Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	December 31,

	2011			2010

(in millions)	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value

Amortized intangible assets (1):
MSRs (2)	$2,383	(975)	1,408	2,131	(712)	1,419
Core deposit intangibles	15,079	(7,768)	7,311	15,133	(6,229)	8,904
Customer relationship and other intangibles	3,158	(1,519)	1,639	3,077	(1,230)	1,847

Total amortized intangible assets	$20,620	(10,262)	10,358	20,341	(8,171)	12,170

Unamortized intangible assets:
MSRs (carried at fair value) (2)	$12,603			14,467
Goodwill	25,115			24,770
Trademark	14			14

(1)	Excludes fully amortized intangible assets.
(2)	See Note 9 for additional information on MSRs.

We based our projections of amortization expense shown below on existing asset balances at December 31, 2011, with the exception of a portfolio of MSRs with a net carrying value of $313 million. Effective January 1, 2012, this portfolio of MSRs will be transferring to MSRs carried at fair value. Future amortization expense may vary from these projections.

The following table provides the current year and estimated future amortization expense for amortized intangible assets.

(in millions)	Amortized MSRs	Core deposit intangibles	Customer relationship and other intangibles	Total

Year ended December 31, 2011 (actual)	$264	1,594	294	2,152

Estimate for year ended December 31,
2012	$226	1,396	283	1,905
2013	194	1,241	260	1,695
2014	165	1,113	245	1,523
2015	149	1,022	221	1,392
2016	110	919	209	1,238

Note 10: Intangible Assets (continued)

For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. We allocate goodwill to reporting units based on relative fair value, using certain performance metrics. See Note 24 for further information on management reporting.

The following table shows the allocation of goodwill to our operating segments for purposes of goodwill impairment testing. The reduction in 2010 was predominately due to reversals of excess exit reserves.

(in millions)	Community Banking	Wholesale Banking	Wealth, Brokerage and Retirement	Consolidated Company

December 31, 2009	$17,974	6,465	373	24,812
Goodwill from business combinations, net	(52)	10	–	(42)

December 31, 2010	17,922	6,475	373	24,770
Reduction in goodwill related to divested businesses	–	(9)	(2)	(11)
Goodwill from business combinations	2	354	–	356

December 31, 2011	$17,924	6,820	371	25,115

Note 11: Deposits

Time certificates of deposit (CDs) and other time deposits issued by domestic offices totaled $76.5 billion and $90.6 billion at December 31, 2011 and 2010, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits follow.

(in millions)	December 31, 2011

2012	$31,675
2013	21,479
2014	5,447
2015	8,538
2016	5,964
Thereafter	3,427

Total	$76,530

Of these deposits, the amount of time deposits with a denomination of $100,000 or more was $25.1 billion and $33.9 billion at December 31, 2011 and 2010, respectively. The contractual maturities of these deposits follow.

(in millions)	December 31, 2011

Three months or less	$3,427
After three months through six months	2,828
After six months through twelve months	3,034
After twelve months	15,804

Total	$25,093

Time CDs and other time deposits issued by foreign offices with a denomination of $100,000 or more were $13.6 billion and $16.7 billion at December 31, 2011 and 2010, respectively.

Demand deposit overdrafts of $649 million and $557 million were included as loan balances at December 31, 2011 and 2010, respectively.

Note 12: Short-Term Borrowings

The table below shows selected information for short-term borrowings, which generally mature in less than 30 days.

	2011		2010		2009

(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

As of December 31,
Commercial paper and other short-term borrowings	$18,053	0.19%	$17,454	0.26%	$12,950	0.39%
Federal funds purchased and securities sold under agreements to repurchase	31,038	0.05	37,947	0.15	26,016	0.08

Total	$49,091	0.10	$55,401	0.19	$38,966	0.18

Year ended December 31,
Average daily balance
Commercial paper and other short-term borrowings	$17,393	0.33	$16,330	0.31	$27,793	0.43
Federal funds purchased and securities sold under agreements to repurchase	34,388	0.11	30,494	0.18	24,179	0.46

Total	$51,781	0.18	$46,824	0.22	$51,972	0.44

Maximum month-end balance
Commercial paper and other short-term borrowings (1)	$18,234	N/A	$17,646	N/A	$62,871	N/A
Federal funds purchased and securities sold under agreements to repurchase (2)	37,509	N/A	37,947	N/A	30,608	N/A

N/A – Not Applicable

(1)	Highest month-end balance in each of the last three years was April 2011, March 2010 and February 2009.
(2)	Highest month-end balance in each of the last three years was March 2011, December 2010 and February 2009.

Note 13: Long-Term Debt

As a part of our overall interest rate risk management strategy, we often use derivatives to manage interest rate risk. As a result, much of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship. See Note 16 for further information on qualifying hedge contracts.

Following is a summary of our long-term debt, reflecting unamortized debt discounts and premiums, and purchase accounting adjustments for debt assumed in the Wachovia acquisition, where applicable:

			December 31,

			2011	2010

(in millions)	Maturity date(s)	Stated interest rate(s)

Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes (1)	2012-2035	2.125-6.75%	$38,002	40,630
Floating-rate notes (1)	2012-2048	Varies	17,872	26,750
Market-linked notes and other (2)	2012-2041	Varies	1,359	545

Total senior debt – Parent			57,233	67,925

Subordinated
Fixed-rate notes	2012-2035	4.375-7.574%	12,041	12,370
Floating-rate notes	2015-2016	Varies	1,141	1,118

Total subordinated debt – Parent			13,182	13,488

Junior subordinated
Fixed-rate notes – hybrid trust securities	2029-2068	5.625-7.95%	6,951	11,257
Floating-rate notes	2027	Varies	247	289
FixFloat notes – income trust securities			–	6,786

Total junior subordinated debt – Parent (3)			7,198	18,332

Total long-term debt – Parent			77,613	99,745

Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes	2013	6.00%	1,326	2,185
Floating-rate notes	2038-2040	Varies	72	4,186
Fixed-rate advances – Federal Home Loan Bank (FHLB)	2012-2031	2.30-8.45%	500	812
Floating-rate advances – FHLB	2012-2013	Varies	2,101	7,103
Market-linked notes and other (2)	2012-2016	Varies	238	229
Capital leases (Note 7)	2012-2025	Varies	116	26

Total senior debt – Bank			4,353	14,541

Subordinated
Fixed-rate notes	2013-2038	4.75-7.74%	15,882	16,520
Floating-rate notes	2014-2017	Varies	1,976	1,945

Total subordinated debt – Bank			17,858	18,465

Junior subordinated
Fixed-rate notes			–	317
Floating-rate notes	2027	Varies	286	278

Total junior subordinated debt - Bank (3)			286	595

Long-term debt issued by VIE – Fixed rate	2014-2038	0.00-7.00%	2,103	3,751
Long-term debt issued by VIE – Floating rate	2014-2050	Varies	2,748	4,053
Mortgage notes and other debt	2012-2056	Varies	14,854	8,639

Total long-term debt - Bank			42,202	50,044

(continued on following page)

(continued from previous page)

			December 31,

			2011	2010

(in millions)	Maturity date(s)	Stated interest rate(s)

Other consolidated subsidiaries
Senior
Fixed-rate notes	2012-2016	3.70-6.125%	5,154	6,147
FixFloat notes	2020	6.795% through 2015, varies	20	20

Total senior debt – Other consolidated subsidiaries			5,174	6,167

Junior subordinated
Fixed-rate notes			–	10
Floating-rate notes	2027	0.928%	155	239
FixFloat notes			–	78

Total junior subordinated debt – Other consolidated subsidiaries (3)			155	327

Long-term debt issued by VIE – Fixed rate	2012-2020	5.16-6.88%	81	84
Long-term debt issued by VIE – Floating rate			–	489
Mortgage notes and other debt of subsidiaries	2013-2018	Varies	129	127

Total long-term debt – Other consolidated subsidiaries			5,539	7,194

Total long-term debt			$125,354	156,983

(1)	On March 30, 2009, Wells Fargo issued $1.75 billion of 2.125% fixed senior unsecured notes and $1.75 billion of floating senior unsecured notes both maturing on June 15, 2012. These notes are guaranteed under the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP) and are backed by the full faith and credit of the United States.
(2)	Primarily consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 16 – Free-standing derivatives.
(3)	Represents junior subordinated debentures held by unconsolidated wholly owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 for additional information on our trust preferred security structures.

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

The aggregate annual maturities of long-term debt obligations (based on final maturity dates) as of December 31, 2011, are presented in the following table.

(in millions)	Parent	Company

2012	$15,443	18,605
2013	10,023	14,290
2014	7,791	10,790
2015	3,753	8,949
2016	13,302	17,740
Thereafter	27,301	54,980

Total	$77,613	125,354

The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2011, we were in compliance with all the covenants.

Note 14: Guarantees, Pledged Assets and Collateral

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

	December 31,

	2011			2010

(in millions)	Carrying value	Maximum exposure to loss	Non- investment grade	Carrying value	Maximum exposure to loss	Non- investment grade

Standby letters of credit	$85	41,171	22,259	142	42,159	19,596
Securities lending and other indemnifications (1)	–	669	62	45	13,645	3,993
Liquidity agreements (2)	–	2	2	–	49	1
Written put options (2)(3)	1,469	8,224	2,466	747	8,134	2,615
Loans and MHFS sold with recourse	102	5,784	3,850	119	5,474	3,564
Residual value guarantees	8	197	–	8	197	–
Contingent consideration	31	98	97	23	118	116
Other guarantees	6	552	4	–	73	–

Total guarantees	$1,701	56,697	28,740	1,084	69,849	29,885

(1)	We commenced divestiture of our securities lending business in the latter half of 2011.
(2)	Certain of these agreements included in this table are related to off-balance sheet entities and, accordingly, are also disclosed in Note 8.
(3)	Written put options, which are in the form of derivatives, are also included in the derivative disclosures in Note 16.

“Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high. Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. These credit policies are further described in Note 6.

Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is its extremely remote possibility, where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value, which is either fair value for derivative related products or the allowance for lending related commitments, is more representative of our exposure to loss than maximum exposure to loss.

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

SECURITIES LENDING AND OTHER INDEMNIFICATIONS  As a securities lending agent, we lend securities from participating institutional clients’ portfolios to third-party borrowers. We indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers. Collateral is generally in the form of cash or highly liquid securities that are marked to market daily. There was $687 million at December 31, 2011, and $14.0 billion at December 31, 2010, in collateral supporting loaned securities with values of $669 million and $13.6 billion, respectively.

We enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, we are unable to determine our potential future liability under these agreements. We do, however, record a liability for residential mortgage loans that we may have to repurchase pursuant to various representations and warranties. See Note 1 and Note 9 for additional information on the liability for mortgage loan repurchase losses.

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

LOANS AND MHFS SOLD WITH RECOURSE  In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to indemnify the buyer for any loss on the loan up to par value plus accrued interest. We provide recourse, predominantly to the GSEs, on loans sold under various programs and arrangements. Primarily all of these programs and arrangements require that we share in the loans’ credit exposure for their remaining life by providing recourse to the GSE, up to 33.33% of actual losses incurred on a pro-rata basis, in the event of borrower default. Under the remaining recourse programs and arrangements, if certain events occur within a specified period of time from transfer date, we have to provide limited recourse to the buyer to indemnify them for losses incurred for the remaining life of the loans. The maximum exposure to loss reported in the accompanying table represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote and amounts paid can be recovered in whole or in part from the sale of collateral. In 2011, we repurchased $38 million of loans associated with these agreements. We also provide representation and warranty guarantees on loans sold under the various recourse programs and arrangements. Our loss exposure relative to these guarantees is separately considered and provided for, as necessary, in determination of our liability for loan repurchases due to breaches of representations and warranties. See Note 9 for additional information on the liability for mortgage loan repurchase losses.

RESIDUAL VALUE GUARANTEES  We have provided residual value guarantees as part of certain leasing transactions of corporate assets. At December 31, 2011, the only remaining residual value guarantee is related to a leasing transaction on certain corporate buildings. The lessors in these leases are generally large financial institutions or their leasing subsidiaries. These guarantees protect the lessor from loss on sale of the related asset at the end of the lease term. To the extent that a sale of the leased assets results in proceeds less than a stated percent (generally 80% to 89%) of the asset’s cost, we would be required to reimburse the lessor under our guarantee.

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

Pledged Assets and Collateral

As part of our liquidity management strategy, we pledge assets to secure trust and public deposits, borrowings from the FHLB and FRB and for other purposes as required or permitted by law. The following table provides pledged loans and securities available for sale where the secured party does not have the right to sell or repledge the collateral. At December 31, 2011 and 2010, we did not pledge any loans or securities available for sale where the secured party has the right to sell or repledge the collateral. The table excludes pledged assets related to VIEs, which can only be used to settle the liabilities of those entities. See Note 8 for additional information on consolidated VIE assets.

(in millions)	Dec. 31, 2011	Dec. 31, 2010

Securities available for sale	$80,540	94,212
Loans	317,742	312,602

Total	$398,282	406,814

We also pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. The types of collateral we pledge include securities issued by federal agencies, government-sponsored entities (GSEs), and domestic and foreign companies. We pledged $20.8 billion at December 31, 2011, and $27.3 billion at December 31, 2010, under agreements that permit the secured parties to sell or repledge the collateral. Pledged collateral where the secured party cannot sell or repledge was $2.8 billion and $5.9 billion at the same period ends, respectively.

We receive collateral from other entities under resale agreements and securities borrowings. We received $17.8 billion at December 31, 2011, and $22.5 billion at December 31, 2010, for which we have the right to sell or repledge the collateral. These amounts include securities we have sold or repledged to others with a fair value of $16.7 billion at December 31, 2011, and $14.6 billion at December 31, 2010.

Note 15: Legal Actions

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

ILLINOIS ATTORNEY GENERAL LITIGATION On July 31, 2009, the Attorney General for the State of Illinois filed a civil lawsuit against Wells Fargo & Company, Wells Fargo Bank, N.A. and Wells Fargo Financial Illinois, Inc. in the Circuit Court for Cook County, Illinois. The Illinois Attorney General alleges that the Wells Fargo defendants engaged in illegal discrimination by “reverse redlining” and by steering African-American and Latino customers into high cost, subprime mortgage loans while other borrowers with similar incomes received lower cost mortgages. Illinois also alleges that Wells Fargo Financial Illinois, Inc. misled Illinois customers about the terms of mortgage loans. Illinois’ complaint against all Wells Fargo defendants is based on alleged violation of the Illinois Human Rights Act and the Illinois Fairness in Lending Act. The complaint also alleges that Wells Fargo Financial Illinois, Inc. violated the Illinois Consumer Fraud and Deceptive Business Practices Act and the Illinois Uniform Deceptive Trade Practices Act. Illinois’ complaint seeks an injunction against the defendants’ alleged violation of these Illinois statutes, restitution to consumers and civil money penalties. On October 26, 2011, the Illinois Court issued an order granting, in part, and denying, in part, Wells Fargo’s motion to dismiss. The Court dismissed Wells Fargo & Company as a party and dismissed Count III of the complaint, which alleged violations of the Illinois Fair Lending Act. The Court denied the remainder of the motion to dismiss.

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

MEDICAL CAPITAL CORPORATION LITIGATION Wells Fargo Bank, N.A. served as indenture trustee for debt issued by affiliates of Medical Capital Corporation, which was placed in receivership at the request of the Securities and Exchange Commission (SEC) in August 2009. Since September 2009, Wells Fargo has been named as a defendant in various class and mass actions brought by holders of Medical Capital Corporation’s debt, alleging that Wells Fargo breached contractual and other legal obligations owed to them and seeking unspecified damages. The actions have been consolidated in the United States District Court for the Central District of California. On July 26, 2011, the District Court certified a class consisting of holders of notes issued by affiliates of Medical Capital Corporation and, on October 18, 2011, the Ninth Circuit Court of Appeals denied a petition seeking to appeal the class certification order.

MORTGAGE-BACKED CERTIFICATES LITIGATION Several securities law based putative class actions were consolidated in the U.S. District Court for the Northern District of California on July 16, 2009, under the caption In re Wells Fargo Mortgage-Backed Certificates Litigation. The case asserted claims against several Wells Fargo mortgage backed securities trusts, Wells Fargo Bank, N.A. and other affiliated entities, individual employee defendants, along with various underwriters and rating agencies. The plaintiffs alleged that the offering documents contain untrue statements of material fact, or omit to state material facts necessary to make the registration statements and accompanying prospectuses not misleading. The parties agreed to settle the case on May 27, 2011, for $125 million. Final approval of the settlement was entered on November 14, 2011. Some class members opted out of the settlement, with the most significant being the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and American International Group, Inc.

On June 29, 2010, and on July 15, 2010, two complaints, the first captioned The Charles Schwab Corporation vs. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., and the second captioned The Charles Schwab Corporation v. BNP Paribas

Securities Corp., et al., were filed in the Superior Court for the State of California, San Francisco County against a number of defendants, including Wells Fargo Bank, N.A. and Wells Fargo Asset Securities Corporation. As against the Wells Fargo entities, the new cases assert opt out claims relating to the claims alleged in the Mortgage-Backed Certificates Litigation.

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

On April 20, 2011, a case captioned Federal Home Loan of Boston v. Ally Financial, Inc., et al., was filed in the Superior Court of the Commonwealth of Massachusetts for the County of Suffolk. The case names, among a large number of parties, Wells Fargo & Company, Wells Fargo Asset Securitization Corporation and Wells Fargo Bank, N.A. as parties and contains allegations substantially similar to the cases filed by the other Federal Home Loan Banks.

On April 28, 2011, a case captioned The Union Central Life Insurance Company, et al. v. Credit Suisse First Boston Securities Corp., et al., was filed in the U.S. District Court for the Southern District of New York. Among other defendants, it names Wells Fargo Asset Securitization Corporation and Wells Fargo Bank, N.A. The case asserts various state law fraud claims and claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of three insurance companies, relating to offerings of mortgage-backed securities from 2005 through 2007.

In addition, there are other mortgage-related threatened or asserted claims by entities or investors where Wells Fargo may have indemnity or repurchase obligations, or as to which it has entered into agreements to toll the relevant statutes of limitations.

MORTGAGE FORECLOSURE DOCUMENT LITIGATION Eight purported class actions and several individual borrower actions related to foreclosure document practices were filed in late 2010 and in early 2011 against Wells Fargo Bank, N.A. in its status as mortgage servicer or corporate trustee of mortgage trusts. The cases have been brought in state and federal courts. Five of the class actions have been dismissed or otherwise resolved. Of the individual borrower cases, the majority are filed in state courts in California and Ohio. The actions generally claim that Wells Fargo submitted “fraudulent” or “untruthful” affidavits or other foreclosure documents to courts to support foreclosures filed in the state. Specifically, plaintiffs allege that Wells Fargo signers did not have personal knowledge of the facts alleged in the documents and did not verify the information in the documents ultimately filed with courts to foreclose. Plaintiffs attempt to state legal claims ranging from wrongful foreclosure to deceptive practices or fraud and seek relief ranging from cancellation of notes and mortgages to money damages.

MORTGAGE RELATED REGULATORY INVESTIGATIONS On April 13, 2011, Wells Fargo Bank, N.A. entered into a Consent Order with the OCC and Wells Fargo & Company entered into a Consent Order with the Board of Governors of the Federal Reserve System in connection with Wells Fargo’s mortgage foreclosure practices. The Consent Orders require Wells Fargo to develop and implement certain compliance programs and to take other remedial steps, which Wells Fargo is doing. On February 9, 2012, the OCC and Federal Reserve announced that they had also imposed civil money penalties of $83 million and $85 million, respectively, related to the Consent Orders. These penalties will be satisfied through payments made under a separate simultaneous settlement in principle, announced on the same day, among the Department of Justice (DOJ), a task force of Attorneys General from 49 states, other government entities, Wells Fargo and four other mortgage servicers related to mortgage servicing and foreclosure practices. Under the settlement in principle, Wells Fargo agreed to the following commitments, comprised of three components totaling $5.3 billion:

•

Consumer Relief Program For qualified borrowers with financial hardship and a loan owned and serviced by Wells Fargo, a commitment to provide $3.4 billion in aggregate consumer relief and assistance programs, including expanded first and second mortgage modifications that broaden the use of principal reduction to help customers achieve affordability, an expanded short sale program that includes waivers of deficiency balances, forgiveness of arrearages for unemployed borrowers, cash-for-keys payments to borrowers who voluntarily vacate properties, and “anti-blight” provisions designed to reduce the impact on communities of vacant properties. As of December 31, 2011, the expected impact of the Consumer Relief Program was covered in our allowance for credit losses and in the nonaccretable difference relating to our purchased credit-impaired residential mortgage portfolio.

•

Refinance Program For qualified borrowers with little or negative equity in their home and a loan owned and serviced by Wells Fargo, an expanded first-lien refinance program commitment estimated to provide $900 million of aggregate payment relief over the life of the refinanced loans. The Refinance Program will not result in any current-period charge as its impact will be recognized over a period of years in the form of lower interest income as qualified borrowers benefit from reduced interest rates on loans refinanced under the program.

•

Foreclosure Assistance Payment $1 billion paid directly to the federal government and the participating states for their use to address the impact of foreclosure challenges as they see fit and which may include direct payments to consumers. As of December 31, 2011, we had fully accrued for the Foreclosure Assistance Payment.

Government agencies continue investigations or examinations of other mortgage related practices of Wells Fargo. The investigations relate to two main topics, (1) whether Wells Fargo may have violated fair lending or other laws and regulations relating to mortgage origination practices; and (2) whether Wells Fargo properly disclosed in offering documents for its residential mortgage-backed securities the facts and risks associated with those securities. Wells Fargo has received a Wells notice from SEC staff relating to Wells Fargo’s disclosures in mortgage-backed securities offering documents. Wells Fargo continues to provide information requested by the various agencies in connection with certain investigations.

Note 15: Legal Actions (continued)

MUNICIPAL DERIVATIVES BID PRACTICES INVESTIGATION The DOJ and the SEC, beginning in November 2006, requested information from a number of financial institutions, including Wachovia Bank, N.A.’s municipal derivatives group, with regard to competitive bid practices in the municipal derivative markets. Other state and federal agencies subsequently also began investigations of the same practices. On December 8, 2011, a global resolution of the Wachovia Bank investigations was announced by DOJ, the Internal Revenue Service, the SEC, the OCC and a group of State Attorneys General. The investigations were settled with Wachovia Bank agreeing to pay a total of approximately $148 million in penalties and remediation to the various agencies.

Wachovia Bank, along with a number of other banks and financial services companies, was named as a defendant in a number of substantially identical purported class actions and individual actions filed in various state and federal courts by various municipalities alleging they have been damaged by the activity which is the subject of the government investigations. These cases were either consolidated under the caption In re Municipal Derivatives Antitrust Litigation or administered jointly with that action in the U.S. District Court for the Southern District of New York. The plaintiffs and Wells Fargo agreed to settle the In re Municipal Derivatives Antitrust Litigation on October 21, 2011. The settlement is subject to court approval and, if finally approved, will result in Wells Fargo paying the amount of $37 million. The settlement was preliminarily approved on December 27, 2011.

ORDER OF POSTING LITIGATION A series of putative class actions have been filed against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the high to low order in which the Banks post debit card transactions to consumer deposit accounts. There are currently several such cases pending against Wells Fargo Bank (including the Wachovia Bank cases to which Wells Fargo succeeded), most of which have been consolidated in multi-district litigation proceedings in the U.S. District Court for the Southern District of Florida. The bank defendants moved to compel these cases to arbitration under recent Supreme Court authority. On November 22, 2011, the Judge denied the motion. The Banks have appealed the decision to the U.S. Court of Appeals for the Eleventh Circuit.

On August 10, 2010, the U.S. District Court for the Northern District of California issued an order in Gutierrez v. Wells Fargo Bank, N.A., a case that was not consolidated in the multi-district proceedings, enjoining the Bank’s use of the high to low posting method for debit card transactions with respect to the plaintiff class of California depositors, directing that the Bank establish a different posting methodology and ordering remediation of approximately $203 million. On October 26, 2010, a final judgment was entered in Gutierrez. On October 28, 2010, Wells Fargo appealed to the U.S. Court of Appeals for the Ninth Circuit.

WACHOVIA EQUITY SECURITIES AND BONDS/NOTES LITIGATION A securities class action, now captioned In re Wachovia Equity Securities Litigation, has been pending under various names since July 7, 2008, in the U.S. District Court for the Southern District of New York alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Among other allegations, plaintiffs allege Wachovia’s common stock price was artificially inflated as a result of allegedly misleading disclosures relating to the Golden West Financial Corp. mortgage portfolio, Wachovia’s exposure to other mortgage related products such as CDOs, control issues and auction rate securities. There are four additional cases (not class actions) containing allegations similar to the allegations in the In re Wachovia Equity Securities Litigation captioned Stichting Pensioenfonds ABP v. Wachovia Corp. et al., FC Holdings AB, et al. v. Wachovia Corp., et al., Deka Investment GmbH v. Wachovia Corp. et al. and Forsta AP-Fonden v. Wachovia Corp., et al., respectively, which were filed in the U.S. District Court for the Southern District of New York. On March 31, 2011, the U.S. District Court for the Southern District of New York entered a Decision and Order granting Wachovia’s motions to dismiss the In re Wachovia Equity Securities Litigation and the Stichting Pensioenfonds ABP, FC Holdings AB, Deka Investment GmbH and Forsta AP-Fonden cases. Plaintiffs and Wells Fargo have agreed to settle the Equity Securities Litigation for $75 million and on January 27, 2012, the Court entered an order preliminarily approving the settlement. A fairness hearing on final approval of the settlement is scheduled for June 1, 2012.

After a number of procedural motions, three purported class action cases alleging violations of Sections 11, 12, and 15 of the Securities Act of 1933 as a result of allegedly misleading disclosures relating to the Golden West mortgage portfolio in connection with Wachovia’s issuance of various preferred securities and bonds were transferred to the U.S. District Court for the Southern District of New York. A consolidated class action complaint was filed on September 4, 2009, and the matter was captioned In Re Wachovia Preferred Securities and Bond/Notes Litigation. On March 31, 2011, by the same Decision and Order referenced above, the court also granted in part and denied in part Wachovia’s motion to dismiss the In re Wachovia Preferred Securities and Bond/Notes Litigation, allowing that case to go forward after limiting the number of offerings at issue. Wells Fargo and the plaintiffs agreed to settle the In re Wachovia Preferred Securities and Bond/Notes Litigation for $590 million. The proposed settlement was preliminarily approved by the Court on August 9, 2011. The hearing on final approval was held on November 14, 2011, and a judgment approving class action settlements was filed on January 3, 2012.

There are a number of other similar actions filed in state courts in North Carolina and South Carolina by individual shareholders. Two of the individual shareholder actions in South Carolina have been dismissed and the shareholders have appealed. On December 22, 2011, the dismissal of the Rivers v. Wachovia Corporation, et al. case, one of the two South Carolina actions, was affirmed by the U.S. Court of Appeals for the Fourth Circuit.

OUTLOOK When establishing a liability for contingent litigation losses, the Company determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. The high end of the range of reasonably possible potential litigation losses in excess of the Company’s liability for probable and estimable losses was $1.2 billion as of December 31, 2011. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there may be a range of possible losses in excess of the established liability that cannot be estimated. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

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

Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedge derivatives for those that do not qualify for hedge accounting. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market value volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures do not have a significantly adverse effect on the net interest margin, cash flows and earnings. As a result of fluctuations in these exposures, hedged assets and liabilities will gain or lose market value. In a fair value or economic hedge, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the unrealized gain or loss on the derivatives or the hedged asset or liability is generally not reflected in earnings.

We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers but usually offset our exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as free-standing derivatives. Free-standing derivatives also include derivatives we enter into for risk management that do not otherwise qualify for hedge accounting, including economic hedge derivatives. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. Additionally, free-standing derivatives include embedded derivatives that are required to be accounted for separately from their host contracts.

The following table presents the total notional or contractual amounts and fair values for derivatives designated as qualifying hedge contracts, which are used as asset/liability management hedges, and free-standing derivatives (economic hedges) not designated as hedging instruments that are recorded on the balance sheet in other assets or other liabilities. Customer accommodation, trading and other free-standing derivatives are recorded on the balance sheet at fair value in trading assets or other liabilities.

Note 16: Derivatives (continued)

	December 31, 2011			December 31, 2010

	Notional or contractual amount	Fair value		Notional or contractual amount	Fair value

(in millions)		Asset derivatives	Liability derivatives		Asset derivatives	Liability derivatives

Derivatives designated as hedging instruments
Interest rate contracts (1)	$87,537	8,423	2,769	110,314	7,126	1,614
Foreign exchange contracts	22,269	1,523	572	25,904	1,527	727

Total derivatives designated as qualifying hedging instruments		9,946	3,341		8,653	2,341

Derivatives not designated as hedging instruments
Free-standing derivatives (economic hedges):
Interest rate contracts (2)	377,497	2,318	2,011	408,563	2,898	2,625
Equity contracts	–	–	–	176	–	46
Foreign exchange contracts	5,833	250	3	5,528	23	53
Credit contracts - protection purchased	125	3	–	396	80	–
Other derivatives	2,367	–	117	2,538	–	35

Subtotal		2,571	2,131		3,001	2,759

Customer accommodation, trading and other free-standing derivatives:
Interest rate contracts	2,425,144	81,336	83,834	2,809,387	58,225	59,329
Commodity contracts	77,985	4,351	4,234	83,114	4,133	3,918
Equity contracts	68,778	3,768	3,661	73,278	3,272	3,450
Foreign exchange contracts	140,704	3,151	2,803	110,889	2,800	2,682
Credit contracts - protection sold	38,403	319	5,178	47,699	605	5,826
Credit contracts - protection purchased	36,156	3,254	276	44,776	4,661	588
Other derivatives	–	–	–	190	8	–

Subtotal		96,179	99,986		73,704	75,793

Total derivatives not designated as hedging instruments		98,750	102,117		76,705	78,552

Total derivatives before netting		108,696	105,458		85,358	80,893

Netting (3)		(81,143)	(89,990)		(63,469)	(70,009)

Total		$27,553	15,468		21,889	10,884

(1)	Notional amounts presented exclude $15.5 billion at December 31, 2011, and $20.9 billion at December 31, 2010, of basis swaps that are combined with receive fixed-rate/pay floating-rate swaps and designated as one hedging instrument.
(2)	Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, and other interests held.
(3)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to master netting arrangements. The amount of cash collateral netted against derivative assets and liabilities was $6.6 billion and $15.4 billion, respectively, at December 31, 2011, and $5.5 billion and $12.1 billion, respectively, at December 31, 2010.

Fair Value Hedges

We use interest rate swaps to convert certain of our fixed-rate long-term debt and CDs to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. In addition, we use interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. We also use interest rate swaps to hedge against changes in fair value for certain mortgages held for sale. The entire derivative gain or loss is included in the assessment of hedge effectiveness for all fair value hedge relationships, except for those involving foreign-currency denominated securities available for sale and long-term debt hedged with foreign currency forward derivatives for which the component of the derivative gain or loss related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness.

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

The following table shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships.

	Interest rate contracts hedging:			Foreign exchange contracts hedging:		Total net gains (losses) on fair value hedges

(in millions)	Securities available for sale	Mortgages held for sale	Long-term debt	Securities available for sale	Long-term debt

Year ended December 31, 2011
Gains (losses) recorded in net interest income	$(451)	–	1,659	(11)	376	1,573

Gains (losses) recorded in noninterest income
Recognized on derivatives	(1,298)	(21)	2,796	168	512	2,157
Recognized on hedged item	1,232	17	(2,616)	(186)	(445)	(1,998)

Recognized on fair value hedges (ineffective portion) (1)	$(66)	(4)	180	(18)	67	159

Year ended December 31, 2010
Gains (losses) recorded in net interest income	$(390)	–	1,755	(4)	374	1,735

Gains (losses) recorded in noninterest income
Recognized on derivatives	(432)	–	1,565	269	(1,030)	372
Recognized on hedged item	469	–	(1,469)	(270)	1,007	(263)

Recognized on fair value hedges (ineffective portion) (1)	$37	–	96	(1)	(23)	109

(1)	Included $53 million and $3 million, respectively, for year ended December 31, 2011 and 2010, of gains (losses) on forward derivatives hedging foreign currency securities available for sale and long-term debt, representing the portion of derivatives gains (losses) excluded from the assessment of hedge effectiveness (time value).

Note 16: Derivatives (continued)

Cash Flow Hedges

We hedge floating-rate debt against future interest rate increases by using interest rate swaps, caps, floors and futures to limit variability of cash flows due to changes in the benchmark interest rate. We also use interest rate swaps and floors to hedge the variability in interest payments received on certain floating-rate commercial loans, due to changes in the benchmark interest rate. Gains and losses on derivatives that are reclassified from OCI to interest income and interest expense in the current period are included in the line item in which the hedged item’s effect on earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.

Based upon current interest rates, we estimate that $440 million (pre-tax) of deferred net gains on derivatives in OCI at December 31, 2011, will be reclassified into interest income and interest expense during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 6 years for both hedges of floating-rate debt and floating-rate commercial loans.

The following table shows the net gains (losses) recognized related to derivatives in cash flow hedging relationships.

	Year ended
	December 31,

(in millions)	2011	2010

Gains (after tax) recognized in OCI on derivatives	$105	468
Gains (pre tax) reclassified from cumulative OCI into net interest income	571	613
Gains (losses) (pre tax) recognized in noninterest income on derivatives (1)	(5)	6

(1)	None of the change in value of the derivatives was excluded from the assessment of hedge effectiveness.

Free-Standing Derivatives

We use free-standing derivatives (economic hedges), in addition to debt securities available for sale, to hedge the risk of changes in the fair value of residential MSRs measured at fair value, certain residential MHFS, derivative loan commitments and other interests held. The resulting gain or loss on these economic hedges is reflected in other income.

The derivatives used to hedge these MSRs measured at fair value, which include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $5.2 billion in 2011 and net derivative gains of $4.5 billion in of 2010, which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net asset of $1.4 billion at December 31, 2011, and a net liability of $943 million at December 31, 2010. Changes in fair value of debt securities available for sale (unrealized gains and losses) are not included in servicing income, but are reported in cumulative OCI (net of tax) or, upon sale, are reported in net gains (losses) on debt securities available for sale.

Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as substantially all residential MHFS, is hedged with free-standing derivatives (economic hedges) such as swaps, forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments in the balance sheet was a net asset of $478 million at December 31, 2011, and a net liability of $271 million at December 31, 2010, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other free-standing derivatives” in the first table in this Note.

We also enter into various derivatives primarily to provide derivative products to customers. To a lesser extent, we take positions based on market expectations or to benefit from price differentials between financial instruments and markets. These derivatives are not linked to specific assets and liabilities in the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into free-standing derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as other noninterest income.

Free-standing derivatives also include embedded derivatives that are required to be accounted for separately from their host contract. We periodically issue hybrid long-term notes and CDs where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. The “embedded” derivative is separated from the host contract and accounted for as a free-standing derivative. Additionally, we may invest in hybrid instruments that contain embedded derivatives, such as credit derivatives, that are not clearly and closely related to the host contract. In such instances, we either elect fair value option for the hybrid instrument or separate the embedded derivative from the host contract and account for the host contract and derivative separately.

The following table shows the net gains recognized in the income statement related to derivatives not designated as hedging instruments.

	Year ended December 31,

(in millions)	2011	2010

Net gains (losses) recognized on free-standing derivatives (economic hedges):
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (1)	$246	1,611
Other (2)	(157)	(22)
Foreign exchange contracts (2)	70	103
Equity contracts (2)	(5)	–
Credit contracts (2)	(18)	(174)

Subtotal	136	1,518

Net gains (losses) recognized on customer accommodation, trading and other free-standing derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (3)	3,594	3,305
Other (4)	298	224
Commodity contracts (4)	124	65
Equity contracts (4)	769	441
Foreign exchange contracts (4)	698	565
Credit contracts (4)	(200)	(710)
Other (4)	(5)	10

Subtotal	5,278	3,900

Net gains recognized related to derivatives not designated as hedging instruments	$5,414	5,418

(1)	Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.
(2)	Predominantly included in other noninterest income.
(3)	Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.
(4)	Predominantly included in net gains from trading activities in noninterest income.

Credit Derivatives

We use credit derivatives primarily to assist customers with their risk management objectives. We may also use credit derivatives in structured product transactions or liquidity agreements written to special purpose vehicles. The maximum exposure of sold credit derivatives is managed through posted collateral, purchased credit derivatives and similar products in order to achieve our desired credit risk profile. This credit risk management provides an ability to recover a significant portion of any amounts that would be paid under the sold credit derivatives. We would be required to perform under the noted credit derivatives in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment. In certain cases, other triggers may exist, such as the credit downgrade of the referenced obligors or the inability of the special purpose vehicle for which we have provided liquidity to obtain funding.

Note 16: Derivatives (continued)

The following table provides details of sold and purchased credit derivatives.

		Notional amount

(in millions)	Fair value liability	Protection sold (A)	Protection sold - non- investment grade	Protection purchased with identical underlyings (B)	Net protection sold (A) - (B)	Other protection purchased	Range of maturities

December 31, 2011
Credit default swaps on:
Corporate bonds	$1,002	24,634	14,043	13,329	11,305	9,404	2012-2021
Structured products	3,308	4,691	4,300	2,194	2,497	1,335	2016-2056
Credit protection on:
Default swap index	68	3,006	843	2,341	665	912	2012-2017
Commercial mortgage- backed securities index	713	1,357	458	19	1,338	1,403	2049-2052
Asset-backed securities index	76	83	83	8	75	116	2037-2046
Loan deliverable credit default swaps	2	460	453	355	105	251	2012-2016
Other	9	4,172	3,637	126	4,046	4,422	2012-2056

Total credit derivatives	$5,178	38,403	23,817	18,372	20,031	17,843

December 31, 2010
Credit default swaps on:
Corporate bonds	$810	30,445	16,360	17,978	12,467	9,440	2011-2020
Structured products	4,145	5,825	5,246	4,948	877	2,482	2016-2056
Credit protection on:
Default swap index	12	2,700	909	2,167	533	1,106	2011-2017
Commercial mortgage-backed securities index	717	1,977	612	924	1,053	779	2049-2052
Asset-backed securities index	128	144	144	46	98	142	2037-2046
Loan deliverable credit default swaps	2	481	456	391	90	261	2011-2014
Other	12	6,127	5,348	41	6,086	2,745	2011-2056

Total credit derivatives	$5,826	47,699	29,075	26,495	21,204	16,955

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

Credit-Risk Contingent Features

Certain of our derivative contracts contain provisions whereby if the credit rating of our debt, based on certain major credit rating agencies indicated in the relevant contracts, were to fall below investment grade, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $17.1 billion and $12.6 billion at December 31, 2011 and 2010, respectively, for which we had posted $15.0 billion and $12.0 billion, respectively, in collateral in the normal course of business. If the credit-risk-related contingent features underlying these agreements had been triggered on December 31, 2011 or 2010, we would have been required to post additional collateral of $2.1 billion, or $1.0 billion, respectively, or potentially settle the contract in an amount equal to its fair value.

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

Note 17: Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, substantially all prime residential MHFS, certain commercial LHFS, certain loans held for investment, fair value MSRs, principal investments and securities sold but not yet purchased (short sale liabilities) are recorded at fair value on a recurring basis. We generally do not record our issued debt at fair value. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain residential and commercial MHFS, certain LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

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

The security classes where we consider the market to be less orderly include primarily non-agency residential MBS. The methodology used to adjust the quotes involved weighting the price quotes and results of internal pricing techniques such as the net present value of future expected cash flows (with observable inputs, where available) discounted at a rate of return market participants require. The significant inputs utilized in the internal pricing techniques, which were estimated by type of underlying collateral, included credit loss assumptions, estimated prepayment speeds and appropriate discount rates.

The more active and orderly markets for particular security classes were determined to be, the more weighting we assigned to price quotes. The less active and orderly markets were determined to be, the less weighting we assigned to price quotes. We continually assess the level and volume of market activity in our investment security classes in determining adjustments, if any, to price quotes. Given market conditions can change over time, determination of which securities markets are considered active or inactive, and if inactive, the degree to which price quotes require adjustment, can also change.

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

Note 17: Fair Values of Assets and Liabilities (continued)

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

In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon our own estimates or combination of our own estimates and independent vendor or broker pricing, and the measurements are often calculated based on current pricing for products we offer or issue, the economic and competitive environment, the characteristics of the asset or liability and other such factors. As with any valuation technique used to estimate fair value, changes in underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. Accordingly, these fair value estimates may not be realized in an actual sale or immediate settlement of the asset or liability.

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

Trading securities are mostly valued using trader prices that are subject to internal price verification procedures. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from independent vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by the vendors in order to determine if observable market information is being used, versus unobservable inputs. When we evaluate the appropriateness of an internal trader price compared with vendor prices, our considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however valuing financial instruments involves judgments acquired from knowledge of a particular market and is not perfunctory. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management.

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

Security fair value measurements using significant inputs that are unobservable in the market due to limited activity or a less liquid market are classified as Level 3 in the fair value hierarchy. Such measurements include securities valued using internal models or a combination of multiple valuation techniques such as weighting of internal models and vendor or broker pricing, where the unobservable inputs are significant to the overall fair value measurement. Securities classified as Level 3 include certain residential and commercial MBS, asset-backed securities collateralized by auto leases or loans and cash reserves, CDOs and CLOs, and certain residual and retained interests in residential mortgage loan securitizations. CDOs are valued using the prices of similar instruments, the pricing of completed or pending third party transactions or the pricing of the underlying collateral within the CDO. Where vendor or broker prices are not readily available, management’s best estimate is used.

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

LOANS HELD FOR SALE (LHFS) LHFS are carried at the lower of cost or market value, or at fair value. The fair value of LHFS is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.

LOANS For the carrying value of loans, including PCI loans, see Note 1. Although most loans are not recorded at fair value on a recurring basis, reverse mortgages, which were previously sold under a GNMA securitization program and were consolidated during fourth quarter 2011, are held at fair value on a recurring basis. In addition, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.

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

The carrying value of credit card loans, which is adjusted for estimates of credit losses inherent in the portfolio at the balance sheet date, is reported as a reasonable estimate of fair value.

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

Note 17: Fair Values of Assets and Liabilities (continued)

MORTGAGE SERVICING RIGHTS (MSRS) AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income cash flows. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment speeds (including housing price volatility), discount rate, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs and certain residential MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For other interests held in securitizations (such as interest-only strips) we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Our valuation approach is validated by our internal valuation model validation group and our valuation estimates are periodically benchmarked to independent appraisals. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify as Level 3.

FORECLOSED ASSETS Foreclosed assets are carried at net realizable value, which represents fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.

NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments are generally recorded under the cost or equity method of accounting. There are generally restrictions on the sale and/or liquidation of these investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use facts and circumstances available to estimate the fair value of our nonmarketable equity investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, evaluation of the financial statements of the investee and prospects for its future. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment. We estimate the fair value of investments in non-public securities using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific factors. For investments in private equity funds, we use the NAV provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs.

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

OTHER LIABILITIES Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see the “Derivatives” section for derivative liabilities), includes primarily short sale liabilities. Short sale liabilities are classified as either Level 1 or Level 2, generally dependent upon whether the underlying securities have readily obtainable quoted prices in active exchange markets.

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

	Independent brokers			Third party pricing services

(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

December 31, 2011
Trading assets (excluding derivatives)	$–	446	7	1,086	1,564	–
Securities available for sale:
Securities of U.S. Treasury and federal agencies	–	–	–	868	5,748	–
Securities of U.S. states and political subdivisions	–	16	–	–	21,014	–
Mortgage-backed securities	–	2,342	43	–	118,107	186
Other debt securities	–	1,091	8,163	–	26,222	145

Total debt securities	–	3,449	8,206	868	171,091	331
Total marketable equity securities	–	–	–	33	665	3

Total securities available for sale	–	3,449	8,206	901	171,756	334

Derivatives (trading and other assets)	–	17	44	–	834	–
Loans held for sale	–	–	–	–	1	–
Derivatives (liabilities)	–	11	43	–	850	–
Other liabilities	–	22	–	6	249	–

December 31, 2010
Trading assets (excluding derivatives)	$–	1,211	6	21	2,123	–
Securities available for sale:
Securities of U.S. Treasury and federal agencies	–	–	–	936	263	–
Securities of U.S. states and political subdivisions	–	15	–	–	14,055	–
Mortgage-backed securities	–	3	50	–	102,206	169
Other debt securities	–	201	4,133	–	14,376	606

Total debt securities	–	219	4,183	936	130,900	775
Total marketable equity securities	–	–	–	201	727	16

Total securities available for sale	–	219	4,183	1,137	131,627	791

Derivatives (trading and other assets)	–	15	44	–	740	8
Loans held for sale	–	–	–	–	1	–
Derivatives (liabilities)	–	–	46	–	841	–
Other liabilities	–	20	–	–	393	–

Note 17: Fair Values of Assets and Liabilities (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the balances of assets and liabilities measured at fair value on a recurring basis.

(in millions)	Level 1	Level 2	Level 3	Netting		Total

December 31, 2011
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$3,342	3,638	–	–		6,980
Securities of U.S. states and political subdivisions	–	2,438	53	–		2,491
Collateralized debt obligations (1)	–	–	1,582	–		1,582
Corporate debt securities	–	6,479	97	–		6,576
Mortgage-backed securities	–	34,959	108	–		35,067
Asset-backed securities	–	1,093	190	–		1,283
Equity securities	1,682	172	4	–		1,858

Total trading securities	5,024	48,779	2,034	–		55,837

Other trading assets	1,847	68	115	–		2,030

Total trading assets (excluding derivatives)	6,871	48,847	2,149	–		57,867

Securities of U.S. Treasury and federal agencies	869	6,099	–	–		6,968
Securities of U.S. states and political subdivisions	–	21,077	11,516	–		32,593
Mortgage-backed securities:
Federal agencies	–	96,754	–	–		96,754
Residential	–	17,775	61	–		17,836
Commercial	–	17,918	232	–		18,150

Total mortgage-backed securities	–	132,447	293	–		132,740

Corporate debt securities	317	17,792	295	–		18,404
Collateralized debt obligations (2)	–	–	8,599	–		8,599
Asset-backed securities:
Auto loans and leases	–	86	6,641	–		6,727
Home equity loans	–	650	282	–		932
Other asset-backed securities	–	8,326	2,863	–		11,189

Total asset-backed securities	–	9,062	9,786	–		18,848

Other debt securities	–	1,044	–	–		1,044

Total debt securities	1,186	187,521	30,489	–		219,196

Marketable equity securities:
Perpetual preferred securities (3)	552	631	1,344	–		2,527
Other marketable equity securities	814	53	23	–		890

Total marketable equity securities	1,366	684	1,367	–		3,417

Total securities available for sale	2,552	188,205	31,856	–		222,613

Mortgages held for sale	–	41,381	3,410	–		44,791
Loans held for sale	–	1,176	–	–		1,176
Loans	–	5,893	23	–		5,916
Mortgage servicing rights (residential)	–	–	12,603	–		12,603
Derivative assets:
Interest rate contracts	–	91,022	1,055	–		92,077
Commodity contracts	–	4,351	–	–		4,351
Equity contracts	471	2,737	560	–		3,768
Foreign exchange contracts	35	4,873	16	–		4,924
Credit contracts	–	2,219	1,357	–		3,576
Other derivative contracts	–	–	–	–		–

Netting	–	–	–	(81,143	)(4)	(81,143)

Total derivative assets (5)	506	105,202	2,988	(81,143)		27,553

Other assets	88	135	244	–		467

Total assets recorded at fair value	$10,017	390,839	53,273	(81,143)		372,986

Derivative liabilities:
Interest rate contracts	$(4)	(88,164)	(446)	–		(88,614)
Commodity contracts	–	(4,234)	–	–		(4,234)
Equity contracts	(229)	(2,797)	(635)	–		(3,661)
Foreign exchange contracts	(31)	(3,324)	(23)	–		(3,378)
Credit contracts	–	(2,099)	(3,355)	–		(5,454)
Other derivative contracts	–	–	(117)	–		(117)

Netting	–	–	–	89,990	(4)	89,990

Total derivative liabilities (6)	(264)	(100,618)	(4,576)	89,990		(15,468)

Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(3,820)	(919)	–	–		(4,739)
Securities of U.S. states and political subdivisions	–	(2)	–	–		(2)
Corporate debt securities	–	(4,112)	–	–		(4,112)
Equity securities	(944)	(298)	–	–		(1,242)
Other securities	–	(737)	–	–		(737)

Total short sale liabilities	(4,764)	(6,068)	–	–		(10,832)

Other liabilities	–	(98)	(44)	–		(142)

Total liabilities recorded at fair value	$(5,028)	(106,784)	(4,620)	89,990		(26,442)

(1)	Includes collateralized loan obligations of $583 million that are classified as trading assets.
(2)	Includes collateralized loan obligations of $8.1 billion that are classified as securities available for sale.
(3)	Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 for additional information.
(4)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.
(5)	Derivative assets include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets.
(6)	Derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading liabilities.

(continued on following page)

(continued from previous page)

(in millions)	Level 1	Level 2	Level 3	Netting		Total

December 31, 2010
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$1,340	3,335	–	–		4,675
Securities of U.S. states and political subdivisions	–	1,893	5	–		1,898
Collateralized debt obligations (1)	–	–	1,915	–		1,915
Corporate debt securities	–	10,164	166	–		10,330
Mortgage-backed securities	–	9,137	117	–		9,254
Asset-backed securities	–	1,811	366	–		2,177
Equity securities	2,143	625	34	–		2,802

Total trading securities	3,483	26,965	2,603	–		33,051

Other trading assets	816	987	136	–		1,939

Total trading assets (excluding derivatives)	4,299	27,952	2,739	–		34,990

Securities of U.S. Treasury and federal agencies	938	666	–	–		1,604
Securities of U.S. states and political subdivisions	–	14,090	4,564	–		18,654
Mortgage-backed securities:
Federal agencies	–	82,037	–	–		82,037
Residential	–	20,183	20	–		20,203
Commercial	–	13,337	217	–		13,554

Total mortgage-backed securities	–	115,557	237	–		115,794

Corporate debt securities	–	9,846	433	–		10,279
Collateralized debt obligations (2)	–	–	4,778	–		4,778
Asset-backed securities:
Auto loans and leases	–	223	6,133	–		6,356
Home equity loans	–	998	112	–		1,110
Other asset-backed securities	–	5,285	3,150	–		8,435

Total asset-backed securities	–	6,506	9,395	–		15,901

Other debt securities	–	370	85	–		455

Total debt securities	938	147,035	19,492	–		167,465

Marketable equity securities:
Perpetual preferred securities (3)	721	677	2,434	–		3,832
Other marketable equity securities	1,224	101	32	–		1,357

Total marketable equity securities	1,945	778	2,466	–		5,189

Total securities available for sale	2,883	147,813	21,958	–		172,654

Mortgages held for sale	–	44,226	3,305	–		47,531
Loans held for sale	–	873	–	–		873
Loans	–	–	309	–		309
Mortgage servicing rights (residential)	–	–	14,467	–		14,467
Derivative assets:
Interest rate contracts	–	67,380	869	–		68,249
Commodity contracts	–	4,133	–	–		4,133
Equity contracts	511	2,040	721	–		3,272
Foreign exchange contracts	42	4,257	51	–		4,350
Credit contracts	–	2,148	3,198	–		5,346
Other derivative contracts	8	–	–	–		8

Netting	–	–	–	(63,469	)(4)	(63,469)

Total derivative assets (5)	561	79,958	4,839	(63,469)		21,889

Other assets	38	45	314	–		397

Total assets recorded at fair value	$7,781	300,867	47,931	(63,469)		293,110

Derivative liabilities:
Interest rate contracts	$(7)	(62,769)	(792)	–		(63,568)
Commodity contracts	–	(3,917)	(1)	–		(3,918)
Equity contracts	(259)	(2,291)	(946)	–		(3,496)
Foreign exchange contracts	(69)	(3,351)	(42)	–		(3,462)
Credit contracts	–	(2,199)	(4,215)	–		(6,414)
Other derivative contracts	–	–	(35)	–		(35)

Netting	–	–	–	70,009	(4)	70,009

Total derivative liabilities (6)	(335)	(74,527)	(6,031)	70,009		(10,884)

Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(2,827)	(1,129)	–	–		(3,956)
Corporate debt securities	–	(3,798)	–	–		(3,798)
Equity securities	(1,701)	(178)	–	–		(1,879)
Other securities	–	(347)	–	–		(347)

Total short sale liabilities	(4,528)	(5,452)	–	–		(9,980)

Other liabilities	–	(36)	(344)	–		(380)

Total liabilities recorded at fair value	$(4,863)	(80,015)	(6,375)	70,009		(21,244)

(1)	Includes collateralized loan obligations of $671 million that are classified as trading assets.
(2)	Includes collateralized loan obligations of $4.2 billion that are classified as securities available for sale.
(3)	Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 for additional information.
(4)	Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.
(5)	Derivative assets include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets.
(6)	Derivative liabilities include contracts qualifying for hedge accounting, economic hedges and derivatives included in trading liabilities.

Note 17: Fair Values of Assets and Liabilities (continued)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows.

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net				Net unrealized gains (losses) included in net income related to assets and liabilities held at period end (1)

(in millions)	Balance, beginning of year	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of year

Year ended December 31, 2011
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$5	3	–	12	51	(18)	53	–
Collateralized debt obligations	1,915	(24)	–	(297)	–	(12)	1,582	1
Corporate debt securities	166	1	–	(70)	–	–	97	(80)
Mortgage-backed securities	117	6	–	(36)	31	(10)	108	(4)
Asset-backed securities	366	75	–	(122)	–	(129)	190	(2)
Equity securities	34	(3)	–	(28)	1	–	4	72

Total trading securities	2,603	58	–	(541)	83	(169)	2,034	(13)

Other trading assets	136	(21)	–	2	–	(2)	115	14

Total trading assets (excluding derivatives)	2,739	37	–	(539)	83	(171)	2,149	1	(2)

Securities available for sale:
Securities of U.S. states and political subdivisions	4,564	10	52	6,923	–	(33)	11,516	9
Mortgage-backed securities:
Residential	20	(9)	(1)	(6)	121	(64)	61	(8)
Commercial	217	(44)	59	2	2	(4)	232	(56)

Total mortgage-backed securities	237	(53)	58	(4)	123	(68)	293	(64)

Corporate debt securities	433	150	(112)	(185)	41	(32)	295	(3)
Collateralized debt obligations	4,778	290	(202)	3,725	8	–	8,599	–
Asset-backed securities:
Auto loans and leases	6,133	4	(27)	531	–	–	6,641	–
Home equity loans	112	(3)	(18)	40	221	(70)	282	(25)
Other asset-backed securities	3,150	10	13	181	107	(598)	2,863	(7)

Total asset-backed securities	9,395	11	(32)	752	328	(668)	9,786	(32)

Other debt securities	85	–	–	(85)	–	–	–	–

Total debt securities	19,492	408	(236)	11,126	500	(801)	30,489	(90	)(3)

Marketable equity securities:
Perpetual preferred securities	2,434	160	(7)	(1,243)	2	(2)	1,344	(53)
Other marketable equity securities	32	–	1	(10)	–	–	23	–

Total marketable equity securities	2,466	160	(6)	(1,253)	2	(2)	1,367	(53	)(4)

Total securities available for sale	21,958	568	(242)	9,873	502	(803)	31,856	(143)

Mortgages held for sale	3,305	44	–	(104)	492	(327)	3,410	43	(5)
Loans	309	13	–	(299)	–	–	23	–	(5)
Mortgage servicing rights	14,467	(5,821)	–	3,957	–	–	12,603	(3,680	)(5)
Net derivative assets and liabilities:
Interest rate contracts	77	4,051	–	(3,414)	(1)	(104)	609	309
Commodity contracts	(1)	2	–	(9)	(3)	11	–	1
Equity contracts	(225)	126	–	28	(6)	2	(75)	55
Foreign exchange contracts	9	(8)	–	(6)	1	(3)	(7)	(19)
Credit contracts	(1,017)	(856)	–	(123)	–	(2)	(1,998)	50
Other derivative contracts	(35)	(82)	–	–	–	–	(117)	–

Total derivative contracts	(1,192)	3,233	–	(3,524)	(9)	(96)	(1,588)	396	(6)

Other assets	314	12	–	(82)	–	–	244	3	(2)
Short sale liabilities	–	–	–	–	–	–	–	–	(2)
Other liabilities (excluding derivatives)	(344)	(8)	–	308	–	–	(44)	–	(5)

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in trading activities and other noninterest income in the income statement.
(3)	Included in debt securities available for sale in the income statement.
(4)	Included in equity investments in the income statement.
(5)	Included in mortgage banking and other noninterest income in the income statement.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.

(continued on following page)

(continued from previous page)

The following table presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2011.

(in millions)	Purchases	Sales	Issuances	Settlements	Net

Year ended December 31, 2011
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$313	(199)	–	(102)	12
Collateralized debt obligations	1,054	(1,310)	–	(41)	(297)
Corporate debt securities	80	(150)	–	–	(70)
Mortgage-backed securities	759	(790)	–	(5)	(36)
Asset-backed securities	516	(585)	–	(53)	(122)
Equity securities	6	(22)	–	(12)	(28)

Total trading securities	2,728	(3,056)	–	(213)	(541)

Other trading assets	–	–	2	–	2

Total trading assets (excluding derivatives)	2,728	(3,056)	2	(213)	(539)

Securities available for sale:
Securities of U.S. states and political subdivisions	4,280	(4)	4,723	(2,076)	6,923
Mortgage-backed securities:
Residential	3	–	–	(9)	(6)
Commercial	21	–	–	(19)	2

Total mortgage-backed securities	24	–	–	(28)	(4)

Corporate debt securities	94	(208)	1	(72)	(185)
Collateralized debt obligations	4,805	(36)	–	(1,044)	3,725
Asset-backed securities:
Auto loans and leases	5,918	–	333	(5,720)	531
Home equity loans	44	–	–	(4)	40
Other asset-backed securities	1,428	(456)	1,395	(2,186)	181

Total asset-backed securities	7,390	(456)	1,728	(7,910)	752

Other debt securities	–	(85)	–	–	(85)

Total debt securities	16,593	(789)	6,452	(11,130)	11,126

Marketable equity securities:
Perpetual preferred securities	1	(13)	–	(1,231)	(1,243)
Other marketable equity securities	3	(12)	–	(1)	(10)

Total marketable equity securities	4	(25)	–	(1,232)	(1,253)

Total securities available for sale	16,597	(814)	6,452	(12,362)	9,873

Mortgages held for sale	576	(21)	–	(659)	(104)
Loans	23	(309)	–	(13)	(299)
Mortgage servicing rights	–	–	4,011	(54)	3,957
Net derivative assets and liabilities:
Interest rate contracts	6	(1)	–	(3,419)	(3,414)
Commodity contracts	7	(17)	–	1	(9)
Equity contracts	123	(255)	–	160	28
Foreign exchange contracts	4	(4)	–	(6)	(6)
Credit contracts	6	(3)	–	(126)	(123)
Other derivative contracts	–	–	–	–	–

Total derivative contracts	146	(280)	–	(3,390)	(3,524)

Other assets	10	(1)	–	(91)	(82)
Short sale liabilities	(125)	124	–	1	–
Other liabilities (excluding derivatives)	(10)	1	–	317	308

Note 17: Fair Values of Assets and Liabilities (continued)

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net				Net unrealized gains (losses) included in net income related to assets and liabilities held at period end (1)

(in millions)	Balance, beginning of year	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of year

Year ended December 31, 2010
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$5	2	–	(11)	9	–	5	1
Collateralized debt obligations	1,133	418	–	364	–	–	1,915	11
Corporate debt securities	223	9	–	67	9	(142)	166	16
Mortgage-backed securities	146	(7)	–	101	–	(123)	117	(17)
Asset-backed securities	497	80	–	(141)	1	(71)	366	67
Equity securities	36	1	–	(5)	2	–	34	(2)

Total trading securities	2,040	503	–	375	21	(336)	2,603	76

Other trading assets	271	(35)	–	(19)	–	(81)	136	10

Total trading assets (excluding derivatives)	2,311	468	–	356	21	(417)	2,739	86	(2)

Securities available for sale:
Securities of U.S. states and political subdivisions	818	12	63	3,485	192	(6)	4,564	4
Mortgage-backed securities:
Residential	1,084	7	(21)	(48)	274	(1,276)	20	(8)
Commercial	1,799	(28)	404	(10)	227	(2,175)	217	(5)

Total mortgage-backed securities	2,883	(21)	383	(58)	501	(3,451)	237	(13)

Corporate debt securities	367	7	68	(113)	259	(155)	433	–
Collateralized debt obligations	3,725	210	96	959	–	(212)	4,778	(14)
Asset-backed securities:
Auto loans and leases	8,525	1	(246)	(2,403)	256	–	6,133	–
Home equity loans	1,677	1	40	48	113	(1,767)	112	(5)
Other asset-backed securities	2,308	51	(19)	903	1,057	(1,150)	3,150	(12)

Total asset-backed securities	12,510	53	(225)	(1,452)	1,426	(2,917)	9,395	(17)

Other debt securities	77	(15)	11	12	–	–	85	–

Total debt securities	20,380	246	396	2,833	2,378	(6,741)	19,492	(40	)(3)

Marketable equity securities:
Perpetual preferred securities	2,305	100	(31)	6	80	(26)	2,434	–
Other marketable equity securities	88	–	5	(21)	14	(54)	32	–

Total marketable equity securities	2,393	100	(26)	(15)	94	(80)	2,466	–	(4)

Total securities available for sale	22,773	346	370	2,818	2,472	(6,821)	21,958	(40)

Mortgages held for sale	3,523	43	–	(253)	380	(388)	3,305	39	(5)
Loans	–	55	–	(112)	1,035	(669)	309	55	(5)
Mortgage servicing rights	16,004	(5,511)	–	4,092	–	(118)	14,467	(2,957	)(5)
Net derivative assets and liabilities:
Interest rate contracts	(114)	3,514	–	(3,482)	159	–	77	(266)
Commodity contracts	–	(1)	–	–	–	–	(1)	(1)
Equity contracts	(344)	(104)	–	169	–	54	(225)	(19)
Foreign exchange contracts	(1)	21	–	(11)	–	–	9	–
Credit contracts	(330)	(675)	–	(18)	6	–	(1,017)	(644)
Other derivative contracts	(43)	4	–	4	–	–	(35)	–

Total derivative contracts	(832)	2,759	–	(3,338)	165	54	(1,192)	(930	)(6)

Other assets	1,373	29	–	(103)	4	(989)	314	(38	)(2)
Short sale liabilities (corporate debt securities)	(26)	(2)	–	(37)	–	65	–	–	(2)
Other liabilities (excluding derivatives)	(10)	(55)	–	94	(1,038)	665	(344)	(58	)(5)

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in trading activities and other noninterest income in the income statement.
(3)	Included in debt securities available for sale in the income statement.
(4)	Included in equity investments in the income statement.
(5)	Included in mortgage banking and other noninterest income in the income statement.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.

(continued on following page)

(continued from previous page)

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net	Net transfers into and/ or out of Level 3		Net unrealized gains (losses) included in net income related to assets and liabilities held at period end (1)

(in millions)	Balance, beginning of year	Net income	Other compre- hensive income			Balance, end of year

Year ended December 31, 2009
Trading assets (excluding derivatives)	$3,495	202	2	(1,749)	361	2,311	276	(2)
Securities available for sale:
Securities of U.S. states and political subdivisions	903	23	–	25	(133)	818	(8)
Mortgage-backed securities:
Federal agencies	4	–	–	–	(4)	–	–
Residential	3,510	(74)	1,092	(759)	(2,685)	1,084	(227)
Commercial	286	(220)	894	41	798	1,799	(112)

Total mortgage-backed securities	3,800	(294)	1,986	(718)	(1,891)	2,883	(339)

Corporate debt securities	282	3	61	(7)	28	367	–
Collateralized debt obligations	2,083	125	577	623	317	3,725	(84)
Other	12,799	136	1,368	584	(2,300)	12,587	(94)

Total debt securities	19,867	(7)	3,992	507	(3,979)	20,380	(525	)(3)

Marketable equity securities:
Perpetual preferred securities	2,775	104	144	(723)	5	2,305	(1)
Other marketable equity securities	50	–	(2)	63	(23)	88	–

Total marketable equity securities	2,825	104	142	(660)	(18)	2,393	(1	)(4)

Total securities available for sale	$22,692	97	4,134	(153)	(3,997)	22,773	(526)

Mortgages held for sale	$4,718	(96)	–	(921)	(178)	3,523	(109	)(5)
Mortgage servicing rights	14,714	(4,970)	–	6,260	–	16,004	(1,534	)(5)
Net derivative assets and liabilities	37	1,439	–	(2,291)	(17)	(832)	(799	)(6)
Other assets (excluding derivatives)	1,231	10	–	132	–	1,373	12	(2)
Liabilities (excluding derivatives)	(16)	(11)	–	1	(10)	(36)	14	(5)

(1)	Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.
(2)	Included in trading activities and other noninterest income in the income statement.
(3)	Included in debt securities available for sale in the income statement.
(4)	Included in equity investments in the income statement.
(5)	Included in mortgage banking and other noninterest income in the income statement.
(6)	Included in mortgage banking, trading activities and other noninterest income in the income statement.

Note 17: Fair Values of Assets and Liabilities (continued)

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

We evaluate the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings. For the year ended December 31, 2011, we transferred $709 million of other trading assets from Level 2 to Level 1 due to use of more observable market data. We transferred $801 million of debt securities available for sale from Level 3 to Level 2 due to an increase in the volume of trading activity for certain securities, which resulted in increased occurrences of observable market prices. We also transferred $502 million of securities available for sale from Level 2 to Level 3 primarily due to a decrease in liquidity for certain asset-backed securities.

Significant changes to Level 3 assets for the year ended December 31, 2010 are described as follows:

•

We adopted new consolidation accounting guidance which impacted Level 3 balances for certain financial instruments. Reductions in Level 3 balances, which represent derecognition of existing investments in newly consolidated VIEs, are reflected as transfers out for the following categories: trading assets, $276 million; securities available for sale, $1.9 billion; and mortgage servicing rights, $118 million. Increases in Level 3 balances, which represent newly consolidated VIE assets, are reflected as transfers in for the following categories: securities available for sale, $829 million; loans, $366 million; and long-term debt, $359 million.

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

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2011 and 2010 that were still held in the balance sheet at each respective year end, the following table provides the fair value hierarchy and the carrying value of the related individual assets or portfolios at year end.

	Carrying value at year end

(in millions)	Level 1	Level 2	Level 3	Total

December 31, 2011
Mortgages held for sale (1)	$–	1,019	1,166	2,185
Loans held for sale	–	86	–	86
Loans:
Commercial	–	1,501	13	1,514
Consumer	–	4,163	4	4,167

Total loans (2)	–	5,664	17	5,681

Mortgage servicing rights (amortized)	–	–	293	293
Other assets (3)	–	537	67	604

December 31, 2010
Mortgages held for sale (1)	$–	2,000	891	2,891
Loans held for sale	–	352	–	352
Loans:
Commercial	–	2,480	67	2,547
Consumer	–	5,870	18	5,888

Total loans (2)	–	8,350	85	8,435

Mortgage servicing rights (amortized)	–	–	104	104
Other assets (3)	–	765	82	847

(1)	Predominantly real estate 1-4 family first mortgage loans measured at LOCOM.
(2)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral.
(3)	Includes the fair value of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

The following table presents the increase (decrease) in value of certain assets that are measured at fair value on a nonrecurring basis for which a fair value adjustment has been included in the income statement.

(in millions)

Year ended December 31, 2011
Mortgages held for sale	$29
Loans held for sale	22
Loans:
Commercial	(1,043)
Consumer	(4,905)

Total loans (1)	(5,948)

Mortgage servicing rights (amortized)	(34)
Other assets (2)	(256)

Total	$(6,187)

Year ended December 31, 2010
Mortgages held for sale	$(20)
Loans held for sale	(1)
Loans:
Commercial	(1,306)
Consumer	(6,881)

Total loans (1)	(8,187)

Mortgage servicing rights (amortized)	(3)
Other assets (2)	(301)

Total	$(8,512)

(1)	Represents write-downs of loans based on the appraised value of the collateral.
(2)	Includes the losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

Note 17: Fair Values of Assets and Liabilities (continued)

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

(in millions)	Fair value	Unfunded commitments	Redemption frequency	Redemption notice period

December 31, 2011
Offshore funds	$352	–	Daily – Annually	1 – 180 days
Funds of funds	1	–	Quarterly	90 days
Hedge funds	22	–	Daily – Annually	5 – 95 days
Private equity funds	976	240	N/A	N/A
Venture capital funds	83	28	N/A	N/A

Total	$1,434	268

December 31, 2010
Offshore funds	$1,665	–	Daily – Annually	1 – 180 days
Funds of funds	63	–	Monthly – Quarterly	10 – 90 days
Hedge funds	23	–	Monthly – Annually	30 – 120 days
Private equity funds	1,830	669	N/A	N/A
Venture capital funds	88	36	N/A	N/A

Total	$3,669	705

N/A – Not applicable

Offshore funds primarily invest in investment grade European fixed-income securities. Redemption restrictions are in place for investments with a fair value of $200 million and $74 million at December 31, 2011 and 2010, respectively, due to lock-up provisions that will remain in effect until October 2015.

Private equity funds invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buyouts, recapitalizations and expansion opportunities. Substantially all of these investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate, which we expect to occur over the next nine years.

Venture capital funds invest in domestic and foreign companies in a variety of industries, including information technology, financial services and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate, which we expect to occur over the next six years.

Fair Value Option

We measure MHFS at fair value for prime MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recognized when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for prime MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs, measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.

Upon the acquisition of Wachovia, we elected to measure at fair value certain portfolios of LHFS that may be economically hedged with derivative instruments. In addition, we elected to measure at fair value certain letters of credit that are hedged with derivative instruments to better reflect the economics of the transactions. These letters of credit are included in trading account assets or liabilities.

Upon the adoption of new consolidation guidance on January 1, 2010, we elected to measure at fair value the eligible assets (loans) and liabilities (long-term debt) of certain nonconforming mortgage loan securitization VIEs. We elected the fair value option for such newly consolidated VIEs to continue fair value accounting as our interests prior to consolidation were predominantly carried at fair value with changes in fair value recognized in earnings. Upon clarifying guidance from the SEC during fourth quarter 2011, we consolidated reverse mortgage loans previously sold under a GNMA securitization program. We had initially elected fair value option on these loans prior to sale, and, as such, they were consolidated under fair value option.

The following table reflects the differences between fair value carrying amount of certain assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

	December 31, 2011			December 31, 2010

(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal

Mortgages held for sale:
Total loans	$44,791	43,687	1,104 (1)	47,531	47,818	(287	)(1)
Nonaccrual loans	265	584	(319)	325	662	(337)
Loans 90 days or more past due and still accruing	44	56	(12)	38	47	(9)
Loans held for sale:
Total loans	1,176	1,216	(40)	873	897	(24)
Nonaccrual loans	25	39	(14)	1	7	(6)
Loans:
Total loans	5,916	5,441	475	309	348	(39)
Nonaccrual loans	32	32	–	13	16	(3)
Loans 90 days or more past due and still accruing	–	–	–	2	2	–
Long-term debt	–	–	–	306	353	(47)

(1)	The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.

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

	2011			2010			2009

(in millions)	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income

Year ended December 31,
Mortgages held for sale	$6,084	–	–	6,512	–	–	4,891	–	–
Loans held for sale	–	–	32	–	–	24	–	–	99
Loans	13	–	80	55	–	–	–	–	–
Long-term debt	(11)	–	–	(48)	–	–	–	–	–
Other interests held	–	(25)	–	–	(13)	–	–	117	–

The following table shows the estimated gains and losses from earnings attributable to instrument-specific credit risk related to assets accounted for under the fair value option.

	Year ended Dec. 31,

(in millions)	2011	2010	2009

Gains (losses) attributable to instrument-specific credit risk:
Mortgages held for sale	$(144)	(28)	(277)
Loans held for sale	32	24	63

Total	$(112)	(4)	(214)

For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. In recent years spreads have been significantly affected by the lack of liquidity in the secondary market for mortgage loans. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk.

Note 17: Fair Values of Assets and Liabilities (continued)

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

	December 31,

	2011		2010

(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value

Financial assets
Mortgages held for sale (1)	$3,566	3,566	4,232	4,234
Loans held for sale (2)	162	176	417	441
Loans, net (3)	731,308	723,867	721,016	710,147
Nonmarketable equity investments (cost method)	8,061	8,490	8,494	8,814
Financial liabilities
Deposits	920,070	921,803	847,942	849,642
Long-term debt (4)	125,238	126,484	156,651	159,996	(3)

(1)	Balance excludes MHFS for which the fair value option was elected.
(2)	Balance excludes LHFS for which the fair value option was elected.
(3)	Loans exclude balances for which the fair value option was elected. At December 31, 2010, long-term debt excludes balances for which the fair value option was elected. Loans exclude lease financing with a carrying amount of $13.1 billion at both December 31, 2011 and 2010, respectively.
(4)	The carrying amount and fair value exclude obligations under capital leases of $116 million and $26 million at December 31, 2011 and 2010, respectively.

Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table above. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance. This amounted to $495 million and $673 million at December 31, 2011 and 2010, respectively.

Note 18: Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Our total issued and outstanding preferred stock includes Dividend Equalization Preferred (DEP) shares and Series I, J, K and L, which are presented in the following two tables, and Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock, which is presented in the table on the following page.

	December 31,

	2011		2010

	Liquidation preference per share	Shares authorized and designated	Liquidation preference per share	Shares authorized and designated

DEP Shares
Dividend Equalization Preferred Shares	$10	97,000	$10	97,000
Series A
Non-Cumulative Perpetual Preferred Stock	–	–	100,000	25,001
Series B
Non-Cumulative Perpetual Preferred Stock	–	–	100,000	17,501
Series G
7.25% Class A Preferred Stock	15,000	50,000	15,000	50,000
Series H
Floating Class A Preferred Stock	20,000	50,000	20,000	50,000
Series I
5.80% Fixed to Floating Class A Preferred Stock	100,000	25,010	100,000	25,010
Series J
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	1,000	2,300,000
Series K
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	1,000	3,500,000
Series L
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	1,000	4,025,000

Total		10,047,010		10,089,512

	December 31, 2011				December 31, 2010

(in millions, except shares)	Shares issued and outstanding	Par value	Carrying value	Discount	Shares issued and outstanding	Par value	Carrying value	Discount

DEP Shares
Dividend Equalization Preferred Shares	96,546	$–	–	–	96,546	$–	–	–
Series I (1)
5.80% Fixed to Floating Class A Preferred Stock	25,010	2,501	2,501	–	–	–	–	–
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	2,150,375	2,150	1,995	155	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	3,352,000	3,352	2,876	476	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	3,968,000	3,968	3,200	768	3,968,000	3,968	3,200	768

Total	9,591,931	$11,971	10,572	1,399	9,566,921	$9,470	8,071	1,399

(1)	Preferred shares qualify as Tier 1 capital.

In March 2011, the Company issued Series I preferred stock (25,010 shares with a par value of $2.5 billion) to an unconsolidated wholly-owned trust. We have the option to redeem this Series I Preferred Stock at any time, in whole or in part, at a redemption price equal to $100,000 per share.

In 2011, we redeemed $9.2 billion of trust preferred securities of which $5.8 billion settled in October 2011. Prior to the October 2011 redemption, we had a commitment to issue Series A preferred stock ($2.5 billion) and Series B preferred stock ($1.8 billion) to unconsolidated wholly-owned trusts. Effective with the redemption, the commitment has been eliminated. See Note 8 for additional information on our trust preferred securities. We do not have a commitment to issue Series G or H preferred stock.

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

	Shares issued and outstanding December 31,		Carrying value December 31,		Adjustable dividend rate

(in millions, except shares)	2011	2010	2011	2010	Minimum	Maximum

ESOP Preferred Stock
$1,000 liquidation preference per share
2011	370,280	–	$370	–	9.00%	10.00
2010	231,361	287,161	232	287	9.50	10.50
2008	89,154	104,854	89	105	10.50	11.50
2007	68,414	82,994	69	83	10.75	11.75
2006	46,112	58,632	46	59	10.75	11.75
2005	30,092	40,892	30	41	9.75	10.75
2004	17,115	26,815	17	27	8.50	9.50
2003	6,231	13,591	6	13	8.50	9.50
2002	–	3,443	–	3	10.50	11.50

Total ESOP Preferred Stock (1)	858,759	618,382	$859	618

Unearned ESOP shares (2)			$(926)	(663)

(1)	At December 31, 2011 and December 31, 2010, additional paid-in capital included $67 million and $45 million, respectively, related to preferred stock.
(2)	We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Note 19: Common Stock and Stock Plans

Common Stock

The following table presents our reserved, issued and authorized shares of common stock at December 31, 2011.

Number of shares

Dividend reinvestment and common stock purchase plans	6,916,421
Director plans	921,682
Stock plans (1)	746,119,381
Convertible securities and warrants	105,014,977

Total shares reserved	858,972,461
Shares issued	5,358,522,061
Shares not reserved	2,782,505,478

Total shares authorized	9,000,000,000

(1)	Includes employee options, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.

At December 31, 2011, we have warrants outstanding and exercisable to purchase 39,179,509 shares of our common stock with an exercise price of $34.01 per share, expiring on October 28, 2018. In 2011 we purchased 264,972 of these warrants. These warrants were issued in connection with our participation in the TARP CPP.

Dividend Reinvestment and Common Stock Purchase Plans

Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value under the terms of the plan.

Employee Stock Plans

We offer stock based employee compensation plans as described below. We measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, restricted share rights (RSRs) or performance shares, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight line method. Awards that continue to vest after retirement are expensed over the shorter of the period of time between the grant date and the final vesting period or between the grant date and when a team member becomes retirement eligible; awards to team members who are retirement eligible at the grant date are subject to immediate expensing upon grant.

LONG-TERM INCENTIVE COMPENSATION PLANS

Our Long-Term Incentive Compensation Plan (LTICP) provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, RSRs, performance share awards and stock awards without restrictions.

During 2011 and 2010 we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally over three to five years after the RSRs were granted. Holders of RSRs may be entitled to receive additional RSRs (dividend equivalents) or cash payments equal to the cash dividends that would have been paid had the RSRs been issued and outstanding shares of common stock. RSRs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying RSRs. RSRs generally continue to vest after retirement according to the original vesting schedule. Except in limited circumstances, RSRs are cancelled when employment ends.

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

	Year ended December 31,

(in millions)	2011	2010	2009

RSRs	$338	252	3
Performance shares	128	66	21
Stock options	63	118	221

Total stock incentive compensation expense	$529	436	245

Related recognized tax benefit	$200	165	92

Note 19: Common Stock and Stock Plans (continued)

A portion of annual bonus awards recognized during 2009 that are normally paid in cash was paid in our common stock as part of our agreement with the U.S. Treasury to repay our participation in the TARP CPP. The fair value of the stock that was issued was $94 million and there were no vesting conditions or other restrictions on the stock. No annual bonus awards recognized after 2009 were paid in common stock.

During 2009 the Board of Directors approved salary increases for certain executive officers that were paid, after taxes and other withholdings, in our common stock. In 2010 and 2009, respectively, 62,630 shares and 244,689 shares were issued for salary increases at an average fair value of $27.44 and $27.77, respectively. There are no restrictions on these shares because we repaid the TARP CPP investment in Wells Fargo in December 2009. No salary increases were paid in common stock after March 2010.

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

The total number of shares of common stock available for grant under the plans at December 31, 2011, was 157 million.

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

Director Awards

Under the LTICP, we grant common stock and options to purchase common stock to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. The stock award vests immediately. Options granted to directors can be exercised after twelve months through the tenth anniversary of the grant date. Options granted prior to 2005 may include the right to acquire a “reload” stock option.

Restricted Share Rights

A summary of the status of our RSRs and restricted share awards at December 31, 2011, and changes during 2011 is in the following table:

	Number	Weighted- average grant date fair value

Nonvested at January 1, 2011	23,036,722	$26.98
Granted	18,836,636	31.02
Vested	(1,426,158)	28.55
Canceled or forfeited	(1,167,071)	28.52

Nonvested at December 31, 2011	39,280,129	28.81

The weighted-average grant date fair value of RSRs granted during 2010 and 2009 was $27.29 and $19.04, respectively.

At December 31, 2011, there was $561 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 3.6 years. The total fair value of RSRs that vested during 2011, 2010 and 2009 was $41 million, $15 million and $2 million, respectively.

Performance Share Awards

Holders of performance share awards are entitled to the related shares of common stock at no cost subject to the Company’s achievement of specified performance criteria over a three-year period ending December 31, 2013, June 30, 2013, and December 31, 2012. Performance share awards are granted at a target number; based on the Company’s performance, the number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target.

A summary of the status of our performance awards at December 31, 2011, and changes during 2011 is in the following table, based on the target amount of awards:

	Number	Weighted- average grant date fair value

Nonvested at January 1, 2011	2,564,584	$27.32
Granted	3,853,274	31.26
Canceled or forfeited	(12,893)	31.33

Nonvested at December 31, 2011	6,404,965	29.68

The weighted-average grant date fair value of performance awards granted during 2010 and 2009 was $27.46 and $27.09, respectively.

At December 31, 2011, there was $45 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 2 years. As of December 31, 2011, no performance shares were vested.

Stock Options

The table below summarizes stock option activity and related information for the stock plans. Options assumed in mergers are included in the activity and related information for Incentive

Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Awards if originally issued under a director plan.

	Number	Weighted- average exercise price	Weighted- average remaining contractual term (in yrs.)	Aggregate intrinsic value (in millions)

Incentive compensation plans
Options outstanding as of December 31, 2010	306,770,791	$38.11
Granted	953,308	30.62
Canceled or forfeited	(11,457,278)	73.47
Exercised	(24,968,218)	21.28

Options outstanding as of December 31, 2011	271,298,603	38.14	4.3	$890

As of December 31, 2011:
Options exercisable and expected to be exercisable	271,298,603	38.14	4.3	890
Options exercisable	245,592,111	40.70	4.1	529
PartnerShares Plan
Options outstanding as of December 31, 2010	8,474,545	25.21
Canceled or forfeited	(137,253)	24.94
Exercised	(859,820)	24.85

Options outstanding as of December 31, 2011	7,477,472	25.25	0.2	17

As of December 31, 2011:
Options exercisable	7,477,472	25.25	0.2	17
Director awards
Options outstanding as of December 31, 2010	797,864	29.10
Granted	21,940	28.68
Canceled or forfeited	(32,412)	29.12
Exercised	(65,960)	23.90

Options outstanding as of December 31, 2011	721,432	29.56	3.6	1

As of December 31, 2011:
Options exercisable	721,432	29.56	3.6	1

As of December 31, 2011, there was $8 million of unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 0.3 years. The total intrinsic value of options exercised during 2011, 2010 and 2009 was $246 million, $298 million and $50 million, respectively.

Cash received from the exercise of stock options for 2011, 2010 and 2009 was $554 million, $687 million and $153 million, respectively.

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

The fair value of each option award granted on or after January 1, 2006, is estimated using a Black-Scholes valuation model. The expected term of non-reload options granted is generally based on the historical exercise behavior of full-term options. Our expected volatilities are based on a combination of the historical volatility of our common stock and implied volatilities for traded options on our common stock. The risk-free rate is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant. Both expected volatility and the risk-free rates are based on a period commensurate with our expected term. Beginning in 2009, the expected dividend is based on a fixed dividend amount. We changed our method of estimating the expected dividend assumption from a yield approach to a fixed amount due to our participation in the TARP CPP during 2009, which restricted us from increasing our dividend without approval from the U.S. Treasury; although we repaid TARP in 2009, federal approval continues to be required before we can increase our dividend. A dividend yield approach models a constant dividend yield, which was considered inappropriate given the restriction on our ability to increase dividends. See Note 3 for additional information.

Note 19: Common Stock and Stock Plans (continued)

The following table presents the weighted-average per share fair value of options granted and the assumptions used, based on a Black-Scholes option valuation model. Substantially all of the options granted in 2011 and 2010 resulted from the reload feature.

	Year ended December 31,

	2011	2010	2009

Per share fair value of options granted	$3.78	6.11	3.29
Expected volatility	32.7%	44.3	53.9
Expected dividends	$0.32	0.20	0.33
Expected term (in years)	1.0	1.3	4.5
Risk-free interest rate	0.2%	0.6	1.8

Employee Stock Ownership Plan

The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. Effective December 31, 2009, the Wachovia Savings Plan, which also had an ESOP feature, merged into the 401(k) Plan, and all of its shares of our common stock were transferred to the 401(k) Plan. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2011, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP Preferred Stock. As our employer contributions are made to the 401(k) Plan and are used by the Plan to make ESOP loan payments, the ESOP Preferred Stock in the 401(k) Plan is released and converted into our common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP Preferred Stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and converted to common shares, which are allocated to the 401(k) Plan participants and invested in the 401(k) Plan’s ESOP Fund.

The balance of common stock held in the ESOP fund, the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan and the fair value of unreleased ESOP Preferred Stock were:

	$000,000,000	$000,000,000	$000,000,000

	Shares outstanding December 31,

(in millions, except shares)	2011	2010	2009

Allocated shares (common)	131,046,406	118,901,327	110,157,999
Unreleased shares (preferred)	858,759	618,382	414,019
Unreleased shares (common)	–	–	203,755
Fair value of unreleased ESOP Preferred shares	$859	618	414
Fair value of unreleased ESOP Common shares	–	–	5

	$000,000,000,0	$000,000,000,0	$000,000,000,0
	Dividends paid Year ended December 31,

	2011	2010	2009

Allocated shares (common)	$60	23	45
Unreleased shares (preferred)	95	76	51

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

Note 20: Employee Benefits and Other Expenses

Pension and Postretirement Plans

We sponsor a noncontributory qualified defined benefit retirement plan, the Wells Fargo & Company Cash Balance Plan (Cash Balance Plan), which covers eligible employees of Wells Fargo. Benefits accrued under the Cash Balance Plan were frozen effective July 1, 2009.

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

We did not make a contribution to our Cash Balance Plan in 2011. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2012; however, this is dependent on the finalization of the actuarial valuation. Our decision of whether to make a contribution in 2012 will be based on various factors including the actual investment performance of plan assets during 2012. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2012 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.

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

The changes in the projected benefit obligation of pension benefits and the accumulated benefit obligation of other benefits and the fair value of plan assets, the funded status and the amounts recognized in the balance sheet were:

	December 31,

	2011			2010

	Pension benefits			Pension benefits

(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits

Change in benefit obligation:
Benefit obligation at beginning of year	$10,337	693	1,398	10,038	681	1,401
Service cost	6	1	13	5	–	13
Interest cost	520	34	71	554	37	78
Plan participants’ contributions	–	–	88	–	–	74
Actuarial loss (gain)	501	33	(105)	386	46	(5)
Benefits paid	(726)	(70)	(161)	(652)	(71)	(147)
Curtailment	(3)	–	–	–	–	–
Amendments	–	–	–	2	–	–
Liability transfer	–	–	–	–	–	(17)
Foreign exchange impact	(1)	–	–	4	–	1

Benefit obligation at end of year	10,634	691	1,304	10,337	693	1,398

Change in plan assets:
Fair value of plan assets at beginning of year	9,639	–	697	9,112	–	376
Actual return on plan assets	139	–	10	1,163	–	33
Employer contribution	10	70	6	12	71	361
Plan participants’ contributions	–	–	88	–	–	74
Benefits paid	(726)	(70)	(161)	(652)	(71)	(147)
Foreign exchange impact	(1)	–	–	4	–	–

Fair value of plan assets at end of year	9,061	–	640	9,639	–	697

Funded status at end of year	$(1,573)	(691)	(664)	(698)	(693)	(701)

Amounts recognized in the balance sheet at end of year:
Liabilities	$(1,573)	(691)	(664)	(698)	(693)	(701)

Note 20: Employee Benefits and Other Expenses (continued)

The accumulated benefit obligation for the defined benefit pension plans was $11.3 billion and $11.0 billion at December 31, 2011 and 2010, respectively.

The following table provides information for pension plans with benefit obligations in excess of plan assets.

	December 31,

(in millions)	2011	2010

Projected benefit obligation	$11,325	11,030
Accumulated benefit obligation	11,321	11,019
Fair value of plan assets	9,061	9,639

The components of net periodic benefit cost were:

	Year ended December 31,

	2011			2010			2009

	Pension benefits			Pension benefits			Pension benefits

(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits

Service cost	$6	1	13	5	–	13	210	8	13
Interest cost	520	34	71	554	37	78	595	43	83
Expected return on plan assets	(759)	–	(41)	(717)	–	(29)	(643)	–	(29)
Amortization of net actuarial loss	86	6	–	105	3	1	194	2	3
Amortization of prior service cost	–	–	(3)	–	–	(4)	–	(1)	(3)
Settlement Loss	4	3	–	–	–	–	–	–	–
Curtailment loss (gain)	–	–	–	3	–	(4)	(32)	(33)	–

Net periodic benefit cost	(143)	44	40	(50)	40	55	324	19	67

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	1,120	33	(74)	(59)	46	(9)	(346)	25	99
Amortization of net actuarial loss	(86)	(6)	–	(105)	(3)	(1)	(194)	(2)	(3)
Prior service cost	–	–	–	2	–	–	–	–	–
Amortization of prior service cost	–	–	3	–	–	4	–	1	3
Settlement	(4)	(3)	–	–	–	–	–	–	–
Curtailment	(3)	–	–	(3)	–	4	32	33	–
Net gain on amendment	–	–	–	–	–	–	–	–	(54)
Translation adjustments	(1)	–	–	–	–	–	3	–	2

Total recognized in other comprehensive income	1,026	24	(71)	(165)	43	(2)	(505)	57	47

Total recognized in net periodic benefit cost and other comprehensive income	$883	68	(31)	(215)	83	53	(181)	76	114

Amounts recognized in accumulated OCI (pre tax) consist of:

	December 31,

	2011			2010

	Pension benefits			Pension benefits

(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits

Net actuarial loss	$2,699	137	61	1,672	113	135
Net prior service credit	–	–	(27)	–	–	(30)
Net transition obligation	–	–	1	–	–	1
Translation adjustments	–	–	–	1	–	–

Total	$2,699	137	35	1,673	113	106

We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period. The net actuarial loss for the defined benefit pension plans and other post retirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2012 is $141 million. The net prior service credit for the other post retirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2012 is $2 million.

Plan Assumptions

For the years ended December 31, 2011 and 2010, the weighted-average discount rate used to determine the projected benefit obligation for pension benefits (qualified and nonqualified) was 5.00% and 5.25%, respectively, and for other postretirement benefits was 4.75% and 5.25%, respectively. We use a consistent methodology to determine the discount rate that is based on an established yield curve methodology. This methodology incorporates a broad group of top quartile Aa bonds consisting of approximately 250-275 bonds. The discount rate is determined by matching this yield curve with the timing and amounts of the expected benefit payments for our plans.

The weighted-average assumptions used to determine the net periodic benefit cost were:

	December 31,

	2011		2010		2009

	Pension benefits (1)	Other benefits	Pension benefits (1)	Other benefits	Pension benefits (1)	Other benefits

Discount rate (2)	5.25%	5.25	5.75	5.75	7.42	6.75
Expected return on plan assets	8.25	6.00	8.25	8.25	8.75	8.75
Rate of compensation increase	–	–	–	–	4.0	–

(1)	Includes both qualified and nonqualified pension benefits.
(2)	Due to the freeze of the Wells Fargo qualified and supplemental Cash Balance Plans and the Wachovia Corporation Pension Plan, the discount rate for the 2009 pension benefits was the weighted average of 6.75% from January through April and 7.75% from May through December.

Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: projected returns using several forward-looking capital market assumptions, and historical returns for the main asset classes dating back to 1970 or the earliest period for which historical data was readily available for the asset classes included. Using long term historical data allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plans’ prescribed asset mix.

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

To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation we assume average annual increases of approximately 7.75% for health care costs in 2012. This rate is assumed to trend down 0.25% per year until the trend rate reaches an ultimate rate of 5.0% in 2023. The 2011 periodic benefit cost was determined using initial annual trend rates of 8.0%. These rates were assumed to decrease 0.25% per year

Note 20: Employee Benefits and Other Expenses (continued)

until they reached ultimate rates of 5.0% in 2023. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2011, by $63 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2011 by $3 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2011, by $56 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2011 by $3 million.

Investment Strategy and Asset Allocation

We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with a balance of long-term growth opportunities and short-term benefit strategies while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies. We target the asset allocation for our Cash Balance Plan at a target mix range of 35-55% equities, 35-55% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

The investment strategy for assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust is established separately from the strategy for the assets in the Cash Balance Plan. The general target asset mix is 20-40% equities and 60-80% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments

Future benefits that we expect to pay under the pension and other benefit plans are presented in the following table. Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

	Pension benefits		Other benefits

(in millions)	Qualified	Non- qualified	Future benefits	Subsidy receipts

Year ended December 31,
2012	$788	73	102	14
2013	768	70	105	14
2014	749	67	107	15
2015	746	63	110	10
2016	742	63	111	10
2017-2021	3,455	286	548	49

Fair Value of Plan Assets

The following table presents the balances of pension plan assets and other benefit plan assets measured at fair value. Other benefit plan assets include assets held in a 401(h) trust, which are invested using the same asset allocation targets as the Cash Balance Plan, and assets held in a VEBA trust. See Note 17 for fair value hierarchy level definitions.

	Carrying value at year end

	Pension plan assets				Other benefits plan assets

(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

December 31, 2011
Cash and cash equivalents	$–	432	–	432	180	33	–	213
Long duration fixed income (1)	376	2,229	1	2,606	13	74	–	87
Intermediate (core) fixed income (2)	88	380	6	474	4	60	–	64
High-yield fixed income	10	366	1	377	–	12	–	12
International fixed income	147	184	–	331	5	6	–	11
Domestic large-cap stocks (3)	1,163	600	2	1,765	39	31	–	70
Domestic mid-cap stocks	364	183	–	547	12	21	–	33
Domestic small-cap stocks (4)	281	10	–	291	9	17	–	26
International stocks (5)	570	349	1	920	19	40	–	59
Emerging market stocks	–	574	–	574	–	19	–	19
Real estate/timber (6)	102	–	355	457	3	–	12	15
Multi-strategy hedge funds (7)	–	–	251	251	–	–	8	8
Private equity	–	–	129	129	–	–	4	4
Other	–	29	46	75	1	1	23	25

Total plan investments	$3,101	5,336	792	9,229	285	314	47	646

Payable upon return of securities loaned				(145)				(5)
Net receivables (payables)				(23)				(1)

Total plan assets				$9,061				640

December 31, 2010
Cash and cash equivalents	$47	488	–	535	220	34	–	254
Intermediate (core) fixed income (2)	297	1,964	10	2,271	10	109	–	119
High-yield fixed income	1	406	1	408	–	14	–	14
International fixed income	–	263	–	263	–	8	–	8
Specialty fixed income	–	95	–	95	–	3	–	3
Domestic large-cap stocks (3)	1,323	867	4	2,194	43	40	–	83
Domestic mid-cap stocks	263	129	–	392	9	20	–	29
Domestic small-cap stocks (4)	851	37	–	888	28	20	–	48
International stocks (5)	948	403	6	1,357	31	46	–	77
Emerging market stocks	–	700	–	700	–	23	–	23
Real estate/timber (6)	105	–	360	465	3	–	12	15
Multi-strategy hedge funds (7)	–	–	313	313	–	–	10	10
Private equity	–	–	112	112	–	–	4	4
Other	–	31	41	72	1	1	22	24

Total plan investments	$3,835	5,383	847	10,065	345	318	48	711

Payable upon return of securities loaned				(145)				(5)
Net receivables (payables)				(281)				(9)

Total plan assets				$9,639				697

(1)	This category includes a diversified mix of assets which are being managed in accordance with a duration target of approximately 10 years and an emphasis on corporate credit bonds combined with investments in U.S. Treasury securities and other U.S. agency and non-agency bonds. Investments in this category were made beginning in 2011.
(2)	This category includes assets that are primarily intermediate duration, investment grade bonds held in investment strategies benchmarked to the Barclays Capital U.S. Aggregate Bond Index. Includes U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.
(3)	This category covers a broad range of investment styles, both active and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across nine unique investment strategies. For December 31, 2011 and 2010, respectively, approximately 34% and 33% of the assets within this category are passively managed to popular mainstream market indexes including the Standard & Poor’s 500 Index; excluding the allocation to the S&P 500 Index strategy, no single investment manager represents more than 2.5% of total plan assets.
(4)	This category consists of a highly diversified combination of four distinct investment management strategies with no single strategy representing more than 2% of total plan assets. Allocations in this category are primarily spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.
(5)	This category includes assets diversified across eight unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries with no single strategy representing more than 2.5% of total plan assets.
(6)	This category primarily includes investments in private and public real estate, as well as timber specific limited partnerships; real estate holdings are diversified by geographic location and sector (e.g., retail, office, apartments).
(7)	This category consists of several investment strategies diversified over 30 hedge fund managers. Single manager allocation exposure is limited to 0.15% (15 basis points) of total plan assets.

Note 20: Employee Benefits and Other Expenses (continued)

The changes in Level 3 pension plan and other benefit plan assets measured at fair value are summarized as follows:

	Balance beginning of year	Gains (losses)		Purchases, sales, issuances and settlements (net)	Transfers into Level 3	Balance end of year

(in millions)		Realized	Unrealized (1)

Year ended December 31, 2011
Pension plan assets
Long duration fixed income	$–	–	–	1	–	1
Intermediate (core) fixed income	10	–	1	(5)	–	6
High-yield fixed income	1	–	–	–	–	1
Domestic large-cap stocks	4	–	(1)	(1)	–	2
International stocks	6	–	(1)	(4)	–	1
Real estate/timber	360	10	22	(37)	–	355
Multi-strategy hedge funds	313	5	(3)	(64)	–	251
Private equity	112	1	16	–	–	129
Other	41	4	–	1	–	46

	$847	20	34	(109)	–	792

Other benefits plan assets
Real estate/timber	$12	–	–	–	–	12
Multi-strategy hedge funds	10	–	–	(2)	–	8
Private equity	4	–	–	–	–	4
Other	22	–	–	1	–	23

	$48	–	–	(1)	–	47

Year ended December 31, 2010
Pension plan assets
Intermediate (core) fixed income	$9	–	2	(3)	2	10
High-yield fixed income	–	–	–	1	–	1
Domestic large-cap stocks	5	–	1	(2)	–	4
International stocks	1	–	2	3	–	6
Real estate/timber	353	(6)	8	5	–	360
Multi-strategy hedge funds	339	6	12	(44)	–	313
Private equity	83	1	10	18	–	112
Other	46	9	(1)	(13)	–	41

	$836	10	34	(35)	2	847

Other benefits plan assets
Real estate/timber	$4	(7)	10	5	–	12
Multi-strategy hedge funds	5	(1)	(3)	9	–	10
Private equity	2	–	1	1	–	4
Other	21	(1)	–	2	–	22

	$32	(9)	8	17	–	48

(1)	All unrealized gains (losses) relate to instruments held at period end.

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

Long Duration, Intermediate (Core), High-Yield, International and Specialty Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, discounted cash flow analyses using significant inputs observable in the market where available or combination of multiple valuation techniques. Also includes investments in registered investment companies, collective investment funds and government securities described above.

Domestic, International and Emerging Market Stocks – investments in exchange-traded equity securities are valued at quoted market values. Also includes investments in registered investment companies and collective investment funds described above.

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

Defined Contribution Retirement Plans

We sponsor a defined contribution retirement plan named the Wells Fargo & Company 401(k) Plan (401(k) Plan). The Wachovia Savings Plan was acquired December 31, 2008, and merged with the 401(k) Plan effective December 31, 2009. We also sponsored a frozen defined contribution plan, the A.G. Edwards, Inc. Retirement & Profit Sharing Plan (“AGE Plan”), which resulted from a company acquired by Wachovia. The AGE Plan merged with the 401(k) Plan on July 1, 2011. Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, although there may be a lower limit for certain highly compensated employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for company matching contributions, which are generally dollar for dollar up to 6% of an employee’s certified compensation. Effective January 1, 2010, previous and future matching contributions are 100% vested for active participants.

In 2009, the 401(k) Plan was amended to permit us to make discretionary profit sharing contributions. Based on 2011, 2010 and 2009 earnings, we committed to make a contribution in shares of common stock to eligible employees’ 401(k) Plan accounts equaling 2% of certified compensation for 2011 and 2010, and 1% of certified compensation for 2009, respectively, which resulted in recognizing $311 million, $316 million and $150 million of defined contribution retirement plan expense recorded in 2011, 2010 and 2009, respectively. Total defined contribution retirement plan expenses were $1,104 million,

$1,092 million and $862 million in 2011, 2010 and 2009, respectively.

Other Expenses

Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

	Year ended December 31,

(in millions)	2011	2010	2009

Outside professional services	$2,692	2,370	1,982
Contract services	1,407	1,642	1,088
Foreclosed assets	1,354	1,537	1,071
Operating losses	1,261	1,258	875
Outside data processing	935	1,046	1,027
Postage, stationery and supplies	942	944	933
Insurance	515	464	845

Note 21: Income Taxes

The components of income tax expense were:

	Year ended December 31,

(in millions)	2011	2010	2009

Current:
Federal	$3,352	1,425	(3,952)
State and local	468	548	(334)
Foreign	52	78	164

Total current	3,872	2,051	(4,122)

Deferred:
Federal	3,088	4,060	8,709
State and local	471	211	794
Foreign	14	16	(50)

Total deferred	3,573	4,287	9,453

Total	$7,445	6,338	5,331

The tax effects of our temporary differences that gave rise to significant portions of these deferred tax assets and liabilities are presented in the following table.

	December 31,

(in millions)	2011	2010

Deferred tax assets
Allowance for loan losses	$6,955	8,157
Deferred compensation and employee benefits	4,115	3,473
Accrued expenses	1,598	1,989
PCI loans	3,851	4,933
Basis difference in investments	2,104	2,598
Net operating loss and tax credit carry forwards	1,701	1,514
Other	402	1,891

Total deferred tax assets	20,726	24,555

Deferred tax assets valuation allowance	(918)	(711)

Deferred tax liabilities
Mortgage servicing rights	(7,388)	(8,020)
Leasing	(4,344)	(3,703)
Mark to market, net	(4,027)	(5,161)
Intangible assets	(2,608)	(3,322)
Net unrealized gains on securities available for sale	(2,619)	(3,243)
Other	(3,736)	(2,875)

Total deferred tax liabilities	(24,722)	(26,324)

Net deferred tax asset (liability)	$(4,914)	(2,480)

Deferred taxes related to net unrealized gains (losses) on securities available for sale, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 23). These associated adjustments increased OCI by $1.1 billion in 2011.

We have determined that a valuation allowance is required for 2011 in the amount of $918 million primarily attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.

At December 31, 2011, we had net operating loss and credit carry forwards with related deferred tax assets of $1.6 billion and $81 million, respectively. If these carry forwards are not utilized, they will expire in varying amounts through 2031.

At December 31, 2011, we had undistributed foreign earnings of $1.2 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $339 million of income tax liability on these earnings.

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

	December 31,

	2011		2010		2009

(in millions)	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense and rate	$8,160	35.0%	$6,545	35.0%	$6,162	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	730	3.1	586	3.1	468	2.7
Tax-exempt interest	(334)	(1.4)	(283)	(1.5)	(260)	(1.5)
Excludable dividends	(247)	(1.1)	(258)	(1.3)	(253)	(1.4)
Tax credits	(735)	(3.2)	(577)	(3.1)	(533)	(3.0)
Life insurance	(222)	(1.0)	(223)	(1.2)	(257)	(1.5)
Leveraged lease tax expense	272	1.2	461	2.5	400	2.3
Other (1)	(179)	(0.7)	87	0.4	(396)	(2.3)

Effective income tax expense and rate	$7,445	31.9%	$6,338	33.9%	$5,331	30.3%

(1)	Includes other deductible dividends of $(57) million for 2011, $(33) million for 2010, and $(29) million for 2009.

The effective tax rate for 2011 decreased primarily due to tax benefits from the realization for tax purposes of a previously written down investment, a decrease in tax expense associated with leveraged leases, as well as tax benefits related to charitable donations of appreciated securities.

The change in unrecognized tax benefits follows:

	Year ended December 31,

(in millions)	2011	2010

Balance at beginning of year	$5,500	4,921
Additions:
For tax positions related to the current year	279	579
For tax positions related to prior years	255	301
Reductions:
For tax positions related to prior years	(358)	(111)
Lapse of statute of limitations	(75)	(148)
Settlements with tax authorities	(596)	(42)

Balance at end of year	$5,005	5,500

Of the $5.0 billion of unrecognized tax benefits at December 31, 2011, approximately $3.3 billion would, if recognized, affect the effective tax rate. The remaining $1.7 billion of unrecognized tax benefits relates to income tax positions on temporary differences.

We recognize interest and penalties as a component of income tax expense. As of December 31, 2011 and 2010, we have accrued approximately $871 million and $870 million for the payment of interest and penalties, respectively. We recognized in income tax expense in 2011 and 2010, interest and penalties of $32 million and $45 million, respectively.

We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and foreign income tax examinations for taxable years prior to 2007; and Wachovia Corporation and its subsidiaries are not subject to federal, state, local and foreign income tax examinations for taxable years prior to 2006.

We are routinely examined by tax authorities in various jurisdictions. The IRS is currently examining the 2007 through 2010 consolidated federal income tax returns of Wells Fargo &

Company and its subsidiaries. We are also litigating or appealing various issues related to our prior IRS examinations for the periods 1999 and 2003 through 2006. For Wachovia’s 2003 through 2008 tax years, we are appealing various issues related to their IRS examinations. We have paid the IRS the contested income tax associated with these issues and refund claims have been filed for the respective years. In addition, we are currently subject to examination by various state, local and foreign taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, we do not anticipate that there will be a significant impact to our unrecognized tax benefits as a result of these examinations.

During 2010, we filed a Notice of Appeal to the U.S. Court of Appeals for the Federal Circuit in connection with the adverse judgment of the U.S. Court of Federal Claims related to certain leveraged lease transactions that we entered into between 1997 and 2002. On April 15, 2011, the Federal Circuit affirmed the decision of the Court of Federal Claims. There was no adverse financial statement impact resulting from the Federal Circuit’s decision.

On September 30, 2011, we received an adverse decision from the U.S. District Court for the District of Minnesota in WFC Holdings Corp. v. United States, a case involving a lease restructuring transaction. There was no adverse financial statement impact from the decision. On December 1, 2011, we filed a Notice of Appeal to the U.S. Court of Appeals for the Eighth Circuit.

We estimate that our unrecognized tax benefits will not change significantly during the next 12 months.

Note 22: Earnings Per Common Share

The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.

	Year ended December 31,

(in millions, except per share amounts)	2011	2010	2009

Wells Fargo net income	$15,869	12,362	12,275
Less: Preferred stock dividends and other (1)	844	730	4,285

Wells Fargo net income applicable to common stock (numerator)	$15,025	11,632	7,990

Earnings per common share
Average common shares outstanding (denominator)	5,278.1	5,226.8	4,545.2
Per share	$2.85	2.23	1.76

Diluted earnings per common share
Average common shares outstanding	5,278.1	5,226.8	4,545.2
Add: Stock Options	24.2	28.3	17.2
Restricted share rights	21.1	8.0	0.3

Diluted average common shares outstanding (denominator)	5,323.4	5,263.1	4,562.7

Per share	$2.82	2.21	1.75

(1)	Includes Series J, K and L preferred stock dividends of $844 million, $737 million and $804 million for the year ended 2011, 2010 and 2009, respectively. Also includes $3.5 billion in 2009, for Series D Preferred Stock, which was redeemed in 2009. In conjunction with the redemption, we accelerated accretion of the remaining discount of $1.9 billion.

The following table presents the outstanding options and warrants to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

	Weighted-average shares

	Year ended December 31,

(in millions)	2011	2010	2009

Options	198.8	212.1	247.2
Warrants	39.4	66.9	110.3

Note 23: Other Comprehensive Income

The components of other comprehensive income (OCI) and the related tax effects were:

	Year ended December 31,

	2011			2010			2009

(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax

Translation adjustments	$(35)	13	(22)	71	(26)	45	118	(45)	73

Securities available for sale:
Net unrealized gains (losses) arising during the year	(578)	359	(219)	2,611	(1,134)	1,477	15,998	(5,972)	10,026
Reclassification of (gains) losses included in net income	(696)	262	(434)	77	(29)	48	(349)	129	(220)

Net unrealized gains (losses) arising during the year	(1,274)	621	(653)	2,688	(1,163)	1,525	15,649	(5,843)	9,806

Derivatives and hedging activities:
Net unrealized gains arising during the year	190	(85)	105	750	(282)	468	193	(86)	107
Reclassification of net gains on cash flow hedges included in net income	(571)	217	(354)	(613)	234	(379)	(531)	203	(328)

Net unrealized gains (losses) arising during the year	(381)	132	(249)	137	(48)	89	(338)	117	(221)

Defined benefit pension plans:
Net actuarial gains (losses)	(1,079)	411	(668)	20	(9)	11	222	(73)	149
Amortization of net actuarial loss and prior service cost included in net income	99	(38)	61	104	(45)	59	184	(60)	124

Net gains (losses) arising during the year	(980)	373	(607)	124	(54)	70	406	(133)	273

Other comprehensive income	$(2,670)	1,139	(1,531)	3,020	(1,291)	1,729	15,835	(5,904)	9,931

Cumulative OCI balances were:

(in millions)	Translation adjustments	Securities available for sale	Derivatives and hedging activities	Defined benefit pension plans	Cumulative other compre- hensive income

Balance, December 31, 2008	$(6)	(6,212)	871	(1,522)	(6,869)
Cumulative effect from change in accounting for other-than-temporary impairment on debt securities	–	(53)	–	–	(53)
Net change	73	9,806	(221)	273	9,931

Balance, December 31, 2009	67	3,541	650	(1,249)	3,009
Net change	45	1,525	89	70	1,729

Balance, December 31, 2010	112	5,066	739	(1,179)	4,738
Net change	(22)	(653)	(249)	(607)	(1,531)

Balance, December 31, 2011	$90	4,413	490	(1,786)	3,207

Note 24: Operating Segments

We have three operating segments for management reporting: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The results for these operating segments are based on our management accounting process, for which there is no comprehensive, authoritative guidance equivalent to GAAP for financial accounting. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. In first quarter 2010, we conformed certain funding and allocation methodologies of legacy Wachovia to those of Wells Fargo; in addition, integration expense related to mergers other than the Wachovia merger is now included in segment results. In fourth quarter 2010, we aligned certain lending businesses into Wholesale Banking from Community Banking to reflect our previously announced restructuring of Wells Fargo Financial. In first quarter 2011, we realigned a private equity business into Wholesale Banking from Community Banking. The prior periods have been revised to reflect these changes.

Community Banking offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $20 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and securities brokerage through affiliates. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds. Loan products include lines of credit, auto floor plan lines, equity lines and loans, equipment and transportation loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include equipment leases, real estate and other commercial financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts, credit cards, and merchant payment processing. Community Banking also purchases sales finance contracts from retail merchants throughout the United States and retail installment contracts from auto dealers in the United States and Puerto Rico. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts, time deposits, global remittance and debit cards.

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

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and trust. Family Wealth (to be rebranded as Abbot Downing, a Wells Fargo Business, in April 2012) meets the unique needs of ultra high net worth customers. Brokerage serves customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Other includes corporate items (such as integration expenses related to the Wachovia merger) not specific to a business segment and elimination of certain items that are included in more than one business segment.

(income/expense in millions, average balances in billions)	Community Banking	Wholesale Banking	Wealth, Brokerage and Retirement	Other (1)	Consolidated Company

2011
Net interest income (2)	$29,580	11,714	2,855	(1,386)	42,763
Provision (reversal of provision) for credit losses	8,001	(109)	170	(163)	7,899
Noninterest income	21,124	9,952	9,333	(2,224)	38,185
Noninterest expense	29,234	11,194	9,935	(970)	49,393

Income (loss) before income tax expense (benefit)	13,469	10,581	2,083	(2,477)	23,656
Income tax expense (benefit)	4,072	3,525	789	(941)	7,445

Net income (loss) before noncontrolling interests	9,397	7,056	1,294	(1,536)	16,211
Less: Net income from noncontrolling interests	317	19	6	–	342

Net income (loss) (3)	$9,080	7,037	1,288	(1,536)	15,869

2010
Net interest income (2)	$31,885	11,474	2,707	(1,309)	44,757
Provision for credit losses	13,807	1,920	334	(308)	15,753
Noninterest income	22,604	10,951	9,023	(2,125)	40,453
Noninterest expense	30,071	11,269	9,768	(652)	50,456

Income (loss) before income tax expense (benefit)	10,611	9,236	1,628	(2,474)	19,001
Income tax expense (benefit)	3,347	3,315	616	(940)	6,338

Net income (loss) before noncontrolling interests	7,264	5,921	1,012	(1,534)	12,663
Less: Net income from noncontrolling interests	274	20	7	–	301

Net income (loss) (3)	$6,990	5,901	1,005	(1,534)	12,362

2009
Net interest income (2)	$34,795	10,222	2,407	(1,100)	46,324
Provision for credit losses	17,866	3,648	460	(306)	21,668
Noninterest income	25,651	10,411	8,358	(2,058)	42,362
Noninterest expense	29,928	10,799	9,426	(1,133)	49,020

Income (loss) before income tax expense (benefit)	12,652	6,186	879	(1,719)	17,998
Income tax expense (benefit)	3,443	2,217	324	(653)	5,331

Net income (loss) before noncontrolling interests	9,209	3,969	555	(1,066)	12,667
Less: Net income from noncontrolling interests	331	35	26	–	392

Net income (loss) (3)	$8,878	3,934	529	(1,066)	12,275

2011
Average loans	$498.1	249.1	43.0	(33.1)	757.1
Average assets	755.7	428.1	152.2	(65.7)	1,270.3
Average core deposits	556.2	202.1	130.4	(62.0)	826.7
2010
Average loans	$530.1	230.5	43.0	(33.0)	770.6
Average assets	772.4	373.8	139.3	(58.6)	1,226.9
Average core deposits	536.4	170.0	121.2	(55.6)	772.0

(1)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing services and products for wealth management customers provided in Community Banking stores.
(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.
(3)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement segments and Wells Fargo net income for the consolidated company.

Note 25: Condensed Consolidating Financial Statements

Following are the condensed consolidating financial statements of the Parent and Wells Fargo Financial, Inc. and its owned subsidiaries (WFFI). In 2002, the Parent issued a full and unconditional guarantee of all outstanding term debt securities and commercial paper of WFFI. WFFI ceased filing periodic reports under the Securities Exchange Act of 1934 and is no longer a separately rated company. The Parent also guaranteed all outstanding term debt securities of Wells Fargo Canada Corporation (WFCC), WFFI’s wholly owned Canadian subsidiary. WFCC has continued to issue term debt securities and commercial paper in Canada, unconditionally guaranteed by the Parent.

Condensed Consolidating Statement of Income

(in millions)	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company

Year ended December 31, 2011
Dividends from subsidiaries:
Bank	$11,546	–	–	(11,546)	–
Nonbank	140	–	–	(140)	–
Interest income from loans	–	2,157	35,367	(277)	37,247
Interest income from subsidiaries	914	–	–	(914)	–
Other interest income	242	109	11,814	–	12,165

Total interest income	12,842	2,266	47,181	(12,877)	49,412

Deposits	–	–	2,275	–	2,275
Short-term borrowings	209	62	487	(678)	80
Long-term debt	2,469	552	1,470	(513)	3,978
Other interest expense	8	–	308	–	316

Total interest expense	2,686	614	4,540	(1,191)	6,649

Net interest income	10,156	1,652	42,641	(11,686)	42,763
Provision for credit losses	–	1,181	6,718	–	7,899

Net interest income after provision for credit losses	10,156	471	35,923	(11,686)	34,864

Noninterest income
Fee income – nonaffiliates	–	110	23,320	–	23,430
Other	460	187	14,739	(631)	14,755

Total noninterest income	460	297	38,059	(631)	38,185

Noninterest expense
Salaries and benefits	(60)	95	27,632	–	27,667
Other	137	652	21,568	(631)	21,726

Total noninterest expense	77	747	49,200	(631)	49,393

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	10,539	21	24,782	(11,686)	23,656
Income tax expense (benefit)	(584)	28	8,001	–	7,445
Equity in undistributed income of subsidiaries	4,746	–	–	(4,746)	–

Net income (loss) before noncontrolling interests	15,869	(7)	16,781	(16,432)	16,211
Less: Net income from noncontrolling interests	–	–	342	–	342

Parent, WFFI, Other and Wells Fargo net income (loss)	$15,869	(7)	16,439	(16,432)	15,869

Condensed Consolidating Statements of Income

(in millions)	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company

Year ended December 31, 2010
Dividends from subsidiaries:
Bank	$12,896	–	–	(12,896)	–
Nonbank	21	–	–	(21)	–
Interest income from loans	–	2,674	37,404	(318)	39,760
Interest income from subsidiaries	1,375	–	14	(1,389)	–
Other interest income	304	116	12,616	–	13,036

Total interest income	14,596	2,790	50,034	(14,624)	52,796

Deposits	–	–	2,832	–	2,832
Short-term borrowings	277	46	586	(817)	92
Long-term debt	2,910	963	1,905	(890)	4,888
Other interest expense	2	–	225	–	227

Total interest expense	3,189	1,009	5,548	(1,707)	8,039

Net interest income	11,407	1,781	44,486	(12,917)	44,757
Provision for credit losses	–	1,064	14,689	–	15,753

Net interest income after provision for credit losses	11,407	717	29,797	(12,917)	29,004

Noninterest income
Fee income – nonaffiliates	–	107	23,385	–	23,492
Other	363	145	17,111	(658)	16,961

Total noninterest income	363	252	40,496	(658)	40,453

Noninterest expense
Salaries and benefits	143	150	26,919	–	27,212
Other	1,192	632	22,078	(658)	23,244

Total noninterest expense	1,335	782	48,997	(658)	50,456

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	10,435	187	21,296	(12,917)	19,001
Income tax expense (benefit)	(749)	62	7,025	–	6,338
Equity in undistributed income of subsidiaries	1,178	–	–	(1,178)	–

Net income (loss) before noncontrolling interests	12,362	125	14,271	(14,095)	12,663
Less: Net income from noncontrolling interests	–	–	301	–	301

Parent, WFFI, Other and Wells Fargo net income (loss)	$12,362	125	13,970	(14,095)	12,362

Year ended December 31, 2009
Dividends from subsidiaries:
Bank	$6,974	–	–	(6,974)	–
Nonbank	528	–	–	(528)	–
Interest income from loans	–	3,467	38,140	(18)	41,589
Interest income from subsidiaries	2,126	–	–	(2,126)	–
Other interest income	424	111	14,150	–	14,685

Total interest income	10,052	3,578	52,290	(9,646)	56,274

Deposits	–	–	3,774	–	3,774
Short-term borrowings	174	38	782	(772)	222
Long-term debt	3,391	1,305	2,458	(1,372)	5,782
Other interest expense	–	–	172	–	172

Total interest expense	3,565	1,343	7,186	(2,144)	9,950

Net interest income	6,487	2,235	45,104	(7,502)	46,324
Provision for credit losses	–	1,901	19,767	–	21,668

Net interest income after provision for credit losses	6,487	334	25,337	(7,502)	24,656

Noninterest income
Fee income – nonaffiliates	–	148	22,815	–	22,963
Other	738	169	19,135	(643)	19,399

Total noninterest income	738	317	41,950	(643)	42,362

Noninterest expense
Salaries and benefits	320	129	26,018	–	26,467
Other	521	711	21,964	(643)	22,553

Total noninterest expense	841	840	47,982	(643)	49,020

Income (loss) before income tax expense (benefit) and equity in undistributed income of subsidiaries	6,384	(189)	19,305	(7,502)	17,998
Income tax expense (benefit)	(164)	(86)	5,581	–	5,331
Equity in undistributed income of subsidiaries	5,727	–	–	(5,727)	–

Net income (loss) before noncontrolling interests	12,275	(103)	13,724	(13,229)	12,667
Less: Net income from noncontrolling interests	–	1	391	–	392

Parent, WFFI, Other and Wells Fargo net income (loss)	$12,275	(104)	13,333	(13,229)	12,275

Note 25: Condensed Consolidating Financial Statements (continued)

Condensed Consolidating Balance Sheets

(in millions)	Parent	WFFI	Other consolidating subsidiaries	Eliminations	Consolidated Company

December 31, 2011
Assets
Cash and cash equivalents due from:
Subsidiary banks	$19,312	211	–	(19,523)	–
Nonaffiliates	30	355	63,422	–	63,807
Securities available for sale	7,427	1,670	213,516	–	222,613
Mortgages and loans held for sale	–	–	49,695	–	49,695
Loans	6	26,735	759,794	(16,904)	769,631
Loans to subsidiaries:
Bank	3,885	–	–	(3,885)	–
Nonbank	46,987	–	–	(46,987)	–
Allowance for loan losses	–	(1,775)	(17,597)	–	(19,372)

Net loans	50,878	24,960	742,197	(67,776)	750,259

Investments in subsidiaries:
Bank	135,155	–	–	(135,155)	–
Nonbank	17,294	–	–	(17,294)	–
Other assets	7,573	1,255	219,945	(1,280)	227,493

Total assets	$237,669	28,451	1,288,775	(241,028)	1,313,867

Liabilities and equity
Deposits	$–	–	939,593	(19,523)	920,070
Short-term borrowings	759	15,503	79,682	(46,853)	49,091
Accrued expenses and other liabilities	7,052	1,603	70,290	(1,280)	77,665
Long-term debt	77,613	9,746	46,914	(8,919)	125,354
Indebtedness to subsidiaries	12,004	–	–	(12,004)	–

Total liabilities	97,428	26,852	1,136,479	(88,579)	1,172,180

Parent, WFFI, Other and Wells Fargo stockholders’ equity	140,241	1,599	150,850	(152,449)	140,241
Noncontrolling interests	–	–	1,446	–	1,446

Total equity	140,241	1,599	152,296	(152,449)	141,687

Total liabilities and equity	$237,669	28,451	1,288,775	(241,028)	1,313,867

December 31, 2010
Assets
Cash and cash equivalents due from:
Subsidiary banks	$30,240	154	–	(30,394)	–
Nonaffiliates	9	212	96,460	–	96,681
Securities available for sale	2,368	2,742	167,544	–	172,654
Mortgages and loans held for sale	–	–	53,053	–	53,053
Loans	7	30,329	742,807	(15,876)	757,267
Loans to subsidiaries:
Bank	3,885	–	–	(3,885)	–
Nonbank	53,382	–	–	(53,382)	–
Allowance for loan losses	–	(1,709)	(21,313)	–	(23,022)

Net loans	57,274	28,620	721,494	(73,143)	734,245

Investments in subsidiaries:
Bank	133,867	–	–	(133,867)	–
Nonbank	14,904	–	–	(14,904)	–
Other assets	8,363	1,316	192,821	(1,005)	201,495

Total assets	$247,025	33,044	1,231,372	(253,313)	1,258,128

Liabilities and equity
Deposits	$–	–	878,336	(30,394)	847,942
Short-term borrowings	2,412	14,490	86,523	(48,024)	55,401
Accrued expenses and other liabilities	6,819	1,685	62,414	(1,005)	69,913
Long-term debt	99,745	15,240	55,476	(13,478)	156,983
Indebtedness to subsidiaries	11,641	–	–	(11,641)	–

Total liabilities	120,617	31,415	1,082,749	(104,542)	1,130,239

Parent, WFFI, Other and Wells Fargo stockholders’ equity	126,408	1,618	147,153	(148,771)	126,408
Noncontrolling interests	–	11	1,470	–	1,481

Total equity	126,408	1,629	148,623	(148,771)	127,889

Total liabilities and equity	$247,025	33,044	1,231,372	(253,313)	1,258,128

Condensed Consolidating Statements of Cash Flows

	Year ended December 31,

	2011				2010

(in millions)	Parent	WFFI	Other consolidating subsidiaries/ eliminations	Consolidated Company	Parent	WFFI	Other consolidating subsidiaries/ eliminations	Consolidated Company

Cash flows from operating activities:
Net cash provided (used) by operating activities	$15,049	1,563	(2,947)	13,665	14,180	1,774	2,818	18,772

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	11,459	1,946	9,657	23,062	2,441	796	5,431	8,668
Prepayments and maturities	–	294	52,324	52,618	–	229	47,690	47,919
Purchases	(16,487)	(1,086)	(103,662)	(121,235)	(119)	(1,037)	(52,310)	(53,466)
Loans:
Loans originated by banking subsidiaries, net of principal collected	–	(596)	(35,090)	(35,686)	–	(206)	16,075	15,869
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	–	–	6,555	6,555	–	–	6,517	6,517
Purchases (including participations) of loans by banking subsidiaries	–	–	(8,878)	(8,878)	–	–	(2,297)	(2,297)
Principal collected on nonbank entities’ loans	–	9,984	(202)	9,782	–	10,829	4,731	15,560
Loans originated by nonbank entities	–	(7,520)	(2)	(7,522)	–	(6,336)	(4,500)	(10,836)
Net repayments from (advances to) subsidiaries	1,318	(81)	(1,237)	–	(5,485)	(842)	6,327	–
Capital notes and term loans made to subsidiaries	(1,340)	–	1,340	–	–	–	–	–
Principal collected on notes/loans made to subsidiaries	5,779	–	(5,779)	–	11,282	–	(11,282)	–
Net decrease (increase) in investment in subsidiaries	(610)	–	610	–	1,198	–	(1,198)	–
Net cash paid for acquisitions	–	–	(353)	(353)	–	–	(36)	(36)
Other, net	230	210	46,173	46,613	15	64	(31,652)	(31,573)

Net cash provided (used) by investing activities	349	3,151	(38,544)	(35,044)	9,332	3,497	(16,504)	(3,675)

Cash flows from financing activities:
Net change in:
Deposits	–	–	72,128	72,128	–	–	23,924	23,924
Short-term borrowings	(242)	1,013	(7,002)	(6,231)	1,860	4,118	5,330	11,308
Long-term debt:
Proceeds from issuance	7,058	513	4,116	11,687	1,789	–	1,700	3,489
Repayment	(31,198)	(6,029)	(13,328)	(50,555)	(23,281)	(9,478)	(30,558)	(63,317)
Preferred stock:
Proceeds from issuance	2,501	–	–	2,501	–	–	–	–
Cash dividends paid	(844)	–	–	(844)	(737)	–	–	(737)
Common stock warrants repurchased	(2)	–	–	(2)	(545)	–	–	(545)
Common stock:
Proceeds from issuance	1,296	–	–	1,296	1,375	–	–	1,375
Repurchased	(2,416)	–	–	(2,416)	(91)	–	–	(91)
Cash dividends paid	(2,537)	–	–	(2,537)	(1,045)	–	–	(1,045)
Excess tax benefits related to stock option payments	79	–	–	79	98	–	–	98
Net change in noncontrolling interests:
Other	–	(11)	(320)	(331)	–	1	(593)	(592)

Net cash provided (used) by financing activities	(26,305)	(4,514)	55,594	24,775	(20,577)	(5,359)	(197)	(26,133)

Net change in cash and due from banks	(10,907)	200	14,103	3,396	2,935	(88)	(13,883)	(11,036)
Cash and due from banks at beginning of year	30,249	366	(14,571)	16,044	27,314	454	(688)	27,080

Cash and due from banks at end of year	$19,342	566	(468)	19,440	30,249	366	(14,571)	16,044

Note 25: Condensed Consolidating Financial Statements (continued)

Condensed Consolidating Statement of Cash Flows

(in millions)	Parent	WFFI	Other consolidating subsidiaries/ eliminations	Consolidated Company

Year ended December 31,2009
Cash flows from operating activities:
Net cash provided by operating activities	$7,356	1,655	19,602	28,613

Cash flows from investing activities:
Securities available for sale:
Sales proceeds	1,184	925	50,929	53,038
Prepayments and maturities	–	290	38,521	38,811
Purchases	(463)	(1,667)	(93,155)	(95,285)
Loans:
Loans originated by banking subsidiaries, net of principal collected	–	(981)	53,221	52,240
Proceeds from sales (including participations) of loans originated for investment by banking subsidiaries	–	–	6,162	6,162
Purchases (including participations) of loans by banking subsidiaries	–	–	(3,363)	(3,363)
Principal collected on nonbank entities’ loans	–	11,119	3,309	14,428
Loans originated by nonbank entities	–	(5,523)	(4,438)	(9,961)
Net repayments from (advances to) subsidiaries	11,369	(138)	(11,231)	–
Capital notes and term loans made to subsidiaries	(497)	(1,000)	1,497	–
Principal collected on notes/loans made to subsidiaries	12,979	–	(12,979)	–
Net decrease (increase) in investment in subsidiaries	(1,382)	–	1,382	–
Net cash paid for acquisitions	–	–	(138)	(138)
Other, net	22,513	355	(7,015)	15,853

Net cash provided by investing activities	45,703	3,380	22,702	71,785

Cash flows from financing activities:
Net change in:
Deposits	–	–	42,473	42,473
Short-term borrowings	(19,100)	2,158	(52,166)	(69,108)
Long-term debt:
Proceeds from issuance	8,297	1,347	(1,248)	8,396
Repayment	(22,931)	(8,508)	(34,821)	(66,260)
Preferred stock:
Redeemed	(25,000)	–	–	(25,000)
Cash dividends paid	(2,178)	–	–	(2,178)
Common stock:
Proceeds from issuance	21,976	–	–	21,976
Repurchased	(220)	–	–	(220)
Cash dividends paid	(2,125)	–	–	(2,125)
Excess tax benefits related to stock option payments	18	–	–	18
Net change in noncontrolling interests:
Purchase of Prudential’s noncontrolling interest	–	–	(4,500)	(4,500)
Other	–	(4)	(549)	(553)
Other, net	(140)	–	140	–

Net cash used by financing activities	(41,403)	(5,007)	(50,671)	(97,081)

Net change in cash and due from banks	11,656	28	(8,367)	3,317
Cash and due from banks at beginning of year	15,658	426	7,679	23,763

Cash and due from banks at end of year	$27,314	454	(688)	27,080

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

We do not consolidate our wholly-owned trust (the Trust) formed solely to issue trust preferred and preferred purchase securities (the Securities). Securities issued by the Trust includable in Tier 1 capital were $7.5 billion at December 31, 2011. Since December 31, 2010, we have called $9.2 billion of trust preferred securities, and also issued $2.5 billion in Series I Preferred Stock, replacing certain preferred purchase securities reflected in the amount of Securities issued by the Trust includable in Tier 1 capital at December 31, 2010. The Series I

Preferred Stock was included in preferred stock (Note 18), as a separate component of Tier 1 capital. The junior subordinated debentures held by the Trust were included in the Company’s long-term debt.

Certain subsidiaries of the Company are approved seller/servicers, and are therefore required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2011, each seller/servicer met these requirements. Certain broker-dealer subsidiaries of the Company are subject to SEC Rule 15c3-1 (the Net Capital Rule), which requires that we maintain minimum levels of net capital, as defined. At December 31, 2011, each of these subsidiaries met these requirements.

The following table presents regulatory capital information for Wells Fargo & Company and Wells Fargo Bank, N.A.

	Wells Fargo & Company		Wells Fargo Bank, N.A.		Well- capitalized ratios (1)	Minimum capital ratios (1)

	December 31,

(in billions, except ratios)	2011	2010	2011	2010

Regulatory capital:
Tier 1	$114.0	109.4	92.6	90.2
Total	148.5	147.1	117.9	117.1
Assets:
Risk-weighted	$1,005.6	980.0	923.2	895.2
Adjusted average (2)	1,262.6	1,189.5	1,115.4	1,057.7
Capital ratios:
Tier 1 capital	11.33%	11.16	10.03	10.07	6.00	4.00
Total capital	14.76	15.01	12.77	13.09	10.00	8.00
Tier 1 leverage (2)	9.03	9.19	8.30	8.52	5.00	4.00

(1)	As defined by the regulations issued by the Federal Reserve, OCC and FDIC.
(2)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

In 2010, the Company adopted a new accounting standard related to its involvement with variable interest entities, and in 2009, the Company changed its method of evaluating other than temporary impairment for debt securities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2012, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

San Francisco, California

February 28, 2012

Quarterly Financial Data

Condensed Consolidated Statement of Income – Quarterly (Unaudited)

	2011 Quarter ended				2010 Quarter ended

(in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

Interest income	$12,378	12,178	12,384	12,472	12,969	13,130	13,472	13,225

Interest expense	1,486	1,636	1,706	1,821	1,906	2,032	2,023	2,078

Net interest income	10,892	10,542	10,678	10,651	11,063	11,098	11,449	11,147
Provision for credit losses	2,040	1,811	1,838	2,210	2,989	3,445	3,989	5,330

Net interest income after provision for credit losses	8,852	8,731	8,840	8,441	8,074	7,653	7,460	5,817

Noninterest income
Service charges on deposit accounts	1,091	1,103	1,074	1,012	1,035	1,132	1,417	1,332
Trust and investment fees	2,658	2,786	2,944	2,916	2,958	2,564	2,743	2,669
Card fees	680	1,013	1,003	957	941	935	911	865
Other fees	1,096	1,085	1,023	989	1,063	1,004	982	941
Mortgage banking	2,364	1,833	1,619	2,016	2,757	2,499	2,011	2,470
Insurance	466	423	568	503	564	397	544	621
Net gains (losses) from trading activities	430	(442)	414	612	532	470	109	537
Net gains (losses) on debt securities available for sale	48	300	(128)	(166)	(268)	(114)	30	28
Net gains from equity investments	61	344	724	353	317	131	288	43
Operating leases	60	284	103	77	79	222	329	185
Other	759	357	364	409	453	536	581	610

Total noninterest income	9,713	9,086	9,708	9,678	10,431	9,776	9,945	10,301

Noninterest expense
Salaries	3,706	3,718	3,584	3,454	3,513	3,478	3,564	3,314
Commission and incentive compensation	2,251	2,088	2,171	2,347	2,195	2,280	2,225	1,992
Employee benefits	1,012	780	1,164	1,392	1,192	1,074	1,063	1,322
Equipment	607	516	528	632	813	557	588	678
Net occupancy	759	751	749	752	750	742	742	796
Core deposit and other intangibles	467	466	464	483	549	548	553	549
FDIC and other deposit assessments	314	332	315	305	301	300	295	301
Other	3,392	3,026	3,500	3,368	4,027	3,274	3,716	3,165

Total noninterest expense	12,508	11,677	12,475	12,733	13,340	12,253	12,746	12,117

Income before income tax expense	6,057	6,140	6,073	5,386	5,165	5,176	4,659	4,001
Income tax expense	1,874	1,998	2,001	1,572	1,672	1,751	1,514	1,401

Net income before noncontrolling interests	4,183	4,142	4,072	3,814	3,493	3,425	3,145	2,600
Less: Net income from noncontrolling interests	76	87	124	55	79	86	83	53

Wells Fargo net income	$4,107	4,055	3,948	3,759	3,414	3,339	3,062	2,547

Less: Preferred stock dividends and accretion and other	219	216	220	189	182	189	184	175

Wells Fargo net income applicable to common stock	$3,888	3,839	3,728	3,570	3,232	3,150	2,878	2,372

Per share information
Earnings per common share	$0.74	0.73	0.70	0.68	0.62	0.60	0.55	0.46
Diluted earnings per common share	0.73	0.72	0.70	0.67	0.61	0.60	0.55	0.45
Dividends declared per common share	0.12	0.12	0.12	0.12	0.05	0.05	0.05	0.05
Average common shares outstanding	5,271.9	5,275.5	5,286.5	5,278.8	5,256.2	5,240.1	5,219.7	5,190.4
Diluted average common shares outstanding	5,317.6	5,319.2	5,331.7	5,333.1	5,293.8	5,273.2	5,260.8	5,225.2
Market price per common share (1):
High	$27.97	29.63	32.63	34.25	31.61	28.77	34.25	31.99
Low	22.61	22.58	25.26	29.82	23.37	23.02	25.52	26.37
Quarter-end	27.56	24.12	28.06	31.71	30.99	25.12	25.60	31.12

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Glossary of Acronyms

ACL	Allowance for credit losses
ALCO	Asset/Liability Management Committee
ARS	Auction rate security
ASU	Accounting Standards Update
ARM	Adjustable-rate mortgage
AVM	Automated valuation model
BCBS	Basel Committee on Bank Supervision
BHC	Bank holding company
CD	Certificate of deposit
CDO	Collateralized debt obligation
CFPB	Consumer Finance Protection Bureau
CLO	Collateralized loan obligation
CLTV	Combined loan-to-value
CPP	Capital Purchase Program
CPR	Constant prepayment rate
CRE	Commercial real estate
DPD	Days past due
ESOP	Employee Stock Ownership Plan
FAS	Statement of Financial Accounting Standards
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
FFELP	Federal Family Education Loan Program
FHA	Federal Housing Administration
FHLB	Federal Home Loan Bank
FHLMC	Federal Home Loan Mortgage Company
FICO	Fair Isaac Corporation (credit rating)
FNMA	Federal National Mortgage Association
FRB	Board of Governors of the Federal Reserve System
GAAP	Generally accepted accounting principles
GNMA	Government National Mortgage Association
GSE	Government-sponsored entity
G-SIB	Globally systemically important bank
HAMP	Home Affordability Modification Program
HPI	Home Price Index
HUD	Department of Housing and Urban Development

LHFS	Loans held for sale
LIBOR	London Interbank Offered Rate
LOCOM	Lower of cost or market value
LTV	Loan-to-value
MBS	Mortgage-backed security
MERS	Mortgage Electronic Registration Systems, Inc.
MHA	Making Home Affordable programs
MHFS	Mortgages held for sale
MSR	Mortgage servicing right
MTN	Medium-term note
NAV	Net asset value
NPA	Nonperforming asset
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
OTC	Over-the-counter
OTTI	Other-than-temporary impairment
PCI Loans	Purchased credit-impaired loans
PTPP	Pre-tax pre-provision profit
RBC	Risk-based capital
ROA	Wells Fargo net income to average total assets
ROE	Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity
SEC	Securities and Exchange Commission
S&P	Standard & Poor’s
SPE	Special purpose entity
TARP	Troubled Asset Relief Program
TDR	Troubled debt restructuring
VA	Department of Veterans Affairs
VaR	Value-at-risk
VIE	Variable interest entity
WFCC	Wells Fargo Canada Corporation
WFFI	Wells Fargo Financial, Inc. and its wholly-owned subsidiaries