Form 10-K, Exhibit 13
period 2013-12-31
WELLS FARGO & COMPANY/MN
filed 2014-02-26
CIK 72971

Exhibit 13

		Financial Review
30		Overview	154	3	Cash, Loan and Dividend Restrictions
34		Earnings Performance	154	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments
46		Balance Sheet Analysis	155	5	Investment Securities
49		Off-Balance Sheet Arrangements	163	6	Loans and Allowance for Credit Losses
51		Risk Management	182	7	Premises, Equipment, Lease Commitments and Other Assets
99		Capital Management	183	8	Securitizations and Variable Interest Entities
105		Regulatory Reform	194	9	Mortgage Banking Activities
107		Critical Accounting Policies	197	10	Intangible Assets
114		Current Accounting Developments	198	11	Deposits
115		Forward-Looking Statements	198	12	Short-Term Borrowings
116		Risk Factors	199	13	Long-Term Debt
			201	14	Guarantees, Pledged Assets and Collateral
		Controls and Procedures	205	15	Legal Actions
131		Disclosure Controls and Procedures	206	16	Derivatives
131		Internal Control Over Financial Reporting	215	17	Fair Values of Assets and Liabilities
131		Management's Report on Internal Control over Financial Reporting	239	18	Preferred Stock
132		Report of Independent Registered Public Accounting Firm	241	19	Common Stock and Stock Plans
			245	20	Employee Benefits and Other Expenses
		Financial Statements	252	21	Income Taxes
133		Consolidated Statement of Income	254	22	Earnings Per Common Share
134		Consolidated Statement of Comprehensive Income	255	23	Other Comprehensive Income
135		Consolidated Balance Sheet	257	24	Operating Segments
136		Consolidated Statement of Changes in Equity	259	25	Parent-Only Financial Statements
140		Consolidated Statement of Cash Flows	262	26	Regulatory and Agency Capital Requirements

		Notes to Financial Statements	263		Report of Independent Registered Public Accounting Firm
141	1	Summary of Significant Accounting Policies	264		Quarterly Financial Data
153	2	Business Combinations	265		Glossary of Acronyms

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” and  “Risk Factors” sections, and in the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2013 (2013 Form 10-K).

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

Financial Review

Overview

Wells Fargo & Company is a nationwide, diversified, community-based financial services company with $1.5 trillion in assets. Founded in 1852 and headquartered in San Francisco, we provide banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 locations, 12,000 ATMs and the Internet (wellsfargo.com), and we have offices in 36 countries to support our customers who conduct business in the global economy. With more than 264,000 active, full-time equivalent team members, we serve one in three households in the United States and rank No. 25 on Fortune’s  2013 rankings of America’s largest corporations. We ranked fourth in assets and first in the market value of our common stock among all U.S. banks at December 31, 2013.

Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Our primary strategy to achieve this vision is to increase the number of our products our customers utilize and to offer them all of the financial products that fulfill their needs. Our cross-sell strategy, diversified business model and the breadth of our geographic reach facilitate growth in both strong and weak economic cycles. We can grow by expanding the number of products our current customers have with us, gain new customers in our extended markets, and increase market share in many businesses.

Financial Performance

We produced another outstanding year of financial results in 2013 and ended the year as America’s most profitable bank. We continued to demonstrate the benefit of our diversified business model by generating record earnings, growing loans and deposits, achieving significant improvement in credit quality and rewarding our shareholders by increasing our dividend and buying back more shares. Wells Fargo net income was $21.9 billion in 2013, an increase of 16% compared with 2012, with record diluted earnings per share (EPS) of $3.89, also up 16% from the prior year. We achieved 16 consecutive quarters of EPS growth and 11 consecutive quarters of record EPS. The drivers of our earnings growth during 2013 reflected the changing economic and interest rate environment. Home affordability remained str0ng, despite an increase in interest rates and home prices. As interest rates rose during 2013, mortgage refinance volume declined compared with 2012. However, over the same period we had double-digit fee growth in brokerage, investment banking, cards and mortgage servicing. The economy maintained its pace of moderate growth with gains in consumer spending, business investment and employment.

Noteworthy items included:

•         our loans increased $26.2 billion, up 3% even with the planned runoff in our non-strategic/liquidating portfolios, and our core loan portfolio grew by $39.9 billion, up 6%;

•         our deposit franchise continued to generate strong deposit growth, with total deposits up $76.3 billion, or 8%;

•         our credit performance continued to be strong with total net charge-offs down $4.5 billion, or 50%, from a year ago;

•         we resolved many outstanding issues including the Independent Foreclosure Review as well as repurchase demands and mortgage-backed securities matters, primarily involving pre-2009 mortgage loan originations, with government-sponsored entities;

•         we continued to focus on meeting our customers’ financial needs and achieved record cross-sell across the Company;

•         our return on assets (ROA) increased by 10 basis points to 1.51%, and return on equity (ROE) increased by 92 basis points to 13.87%;

•         we continued to generate strong capital growth as our estimated Common Equity Tier I ratio under Basel III increased to 9.78%, above our internal target of 9%; and

•         our  common stock price increased 33% and we returned $11.4 billion in capital to our shareholders through an increased common stock dividend and additional share repurchases (up 33% from 2012).

Balance Sheet and Liquidity

Our balance sheet grew 7% in 2013 to $1.5 trillion, funded largely by strong deposit growth. These deposits have diluted our net interest margin (down to 3.39% in 2013 compared with 3.76% in 2012), but provide an opportunity to generate business through cross-selling efforts in the future. We also have been able to grow our loans on a year-over-year basis for 10 consecutive quarters, and for the past seven quarters year-over-year loan growth has been at least 3%, despite the planned runoff from our non-strategic/liquidating portfolios. Our non-strategic/liquidating loan portfolios decreased $13.7 billion during the year (now less than 10% of total loans) and our core loan portfolios increased $39.9 billion from the prior year. Our federal funds sold, securities purchased under resale agreements and other short-term investments (collectively referred to as federal funds sold and other short-term investments elsewhere in this Report) increased by

$76.5 billion during the year on continued strong growth in interest-earning deposits, and we grew our investment securities portfolio by $29.2 billion in 2013.

While we believe our liquidity position was already strong with increased regulatory expectations, we have been adding to our position over the past year. We issued long-term debt and term-deposits at very low interest rates and most of the proceeds went into cash and federal funds sold and other short term investments. Deposit growth remained strong with period-end deposits up $76.3 billion from 2012. Average deposits have grown while deposit costs (down 5 basis points from a year ago to 11 basis points in fourth quarter 2013) have declined for 13 consecutive quarters. We grew our primary consumer checking customers by a net 4.7% from a year ago (November 2013 compared with November 2012). The growth in these relationship-based customers should benefit our future results as we remain focused on meeting more of our customers’ financial needs.

Credit Quality

Credit quality continued to improve in 2013, with solid performance in several of our commercial and consumer loan portfolios, reflecting our long-term risk focus and the benefit from the improving housing market. Net charge-offs of $4.5 billion were 0.56% of average loans, down 61 basis points from a year ago. Net losses in our commercial portfolio were only $206 million, or 6 basis points of average loans. Net consumer losses declined to 98 basis points in 2013 from 184 basis points in 2012. We continued to have strong improvement in our commercial and residential real estate portfolios. Our commercial real estate portfolios were in a net recovery position for each quarter of 2013 and losses on our consumer real estate portfolios declined $3.5 billion from a year ago, down 59%. The consumer loss levels reflected the positive momentum in the residential real estate market, with home values improving significantly in many markets, as well as lower default frequency.

Reflecting these improvements in our loan portfolios, our provision for credit losses in 2013 was $2.3 billion, which was $4.9 billion less than a year ago. This provision reflected a release of $2.2 billion from the allowance for credit losses, compared with a release of $1.8 billion a year ago. Given current favorable conditions, we continue to expect future allowance releases, absent a significant deterioration in the economy.

In addition to lower net charge-offs and provision expense, nonperforming assets (NPAs) also improved and were down $4.9 billion, or 20%, from 2012. Nonaccrual loans declined $4.8 billion from the prior year while foreclosed assets were down slightly from 2012.

Capital

We continued to strengthen our capital levels in 2013 even as we returned more capital to our shareholders, increasing total equity to $171.0 billion at December 31, 2013, up $12.1 billion from the prior year. Our Tier 1 common equity ratio was 10.82% of risk-weighted assets (RWA) under Basel I. Our estimated Common Equity Tier 1 ratio under Basel III, using the advanced approach method, increased to 9.76% in 2013, exceeding our internal target of 9%, which includes a 100 basis point internal capital buffer. The increase in the Basel III ratio was the result of our strong underlying earnings performance and a reduction in RWA, which was due to our improved credit profile and model refinements for our commercial portfolios. We gained more clarity regarding Basel III capital requirements in 2013 and took a number of actions to further reduce RWA such as disposing of an asset that had a punitive risk weighting and obtaining more granular data related to the underlying investments of life insurance assets.

For 2013 we paid a total dividend of $1.15 per share, an increase of 31% from the prior year, and we purchased 124 million shares of common stock in the year. We also executed a $500 million forward purchase contract that is expected to settle in first quarter 2014 for approximately 11 million shares.

Our other regulatory capital ratios under Basel I remained strong with a total risk-based capital ratio of 15.43%, Tier 1 risk-based capital ratio of 12.33% and Tier 1 leverage ratio of 9.60% at December 31, 2013, compared with 14.63%, 11.75% and 9.47%, respectively, at December 31, 2012. In July 2013, U.S. banking regulatory agencies issued a supplementary leverage ratio proposal for Basel III. Based on our review, our current leverage levels would exceed the applicable proposed requirements for the holding company and each of our insured depository institutions. See the “Capital Management” section in this Report for more information regarding our capital, including the calculation of common equity for regulatory purposes. We remain committed to returning more capital to our shareholders.

Overview (continued)

Table 1: Six-Year Summary of Selected Financial Data (1)

							%	Five-year
							Change	compound
							2013/	growth
(in millions, except per share amounts)	2013	2012	2011	2010	2009	2008	2012	rate
Income statement
Net interest income	$42,800	43,230	42,763	44,757	46,324	25,143	(1)%	11
Noninterest income	40,980	42,856	38,185	40,453	42,362	16,734	(4)	20
Revenue	83,780	86,086	80,948	85,210	88,686	41,877	(3)	15
Provision for credit losses	2,309	7,217	7,899	15,753	21,668	15,979	(68)	(32)
Noninterest expense	48,842	50,398	49,393	50,456	49,020	22,598	(3)	17
Net income before
noncontrolling interests	22,224	19,368	16,211	12,663	12,667	2,698	15	52
Less: Net income from
noncontrolling interests	346	471	342	301	392	43	(27)	52
Wells Fargo net income	21,878	18,897	15,869	12,362	12,275	2,655	16	52
Earnings per common share	3.95	3.40	2.85	2.23	1.76	0.70	16	41
Diluted earnings per common share	3.89	3.36	2.82	2.21	1.75	0.70	16	41
Dividends declared per common share	1.15	0.88	0.48	0.20	0.49	1.30	31	(2)
Balance sheet (at year end)
Investment securities	$264,353	235,199	222,613	172,654	172,710	151,569	12%	12
Loans	825,799	799,574	769,631	757,267	782,770	864,830	3	(1)
Allowance for loan losses	14,502	17,060	19,372	23,022	24,516	21,013	(15)	(7)
Goodwill	25,637	25,637	25,115	24,770	24,812	22,627	-	3
Assets	1,527,015	1,422,968	1,313,867	1,258,128	1,243,646	1,309,639	7	3
Core deposits (2)	980,063	945,749	872,629	798,192	780,737	745,432	4	6
Long-term debt	152,998	127,379	125,354	156,983	203,861	267,158	20	(11)
Wells Fargo stockholders' equity	170,142	157,554	140,241	126,408	111,786	99,084	8	11
Noncontrolling interests	866	1,357	1,446	1,481	2,573	3,232	(36)	(23)
Total equity	171,008	158,911	141,687	127,889	114,359	102,316	8	11

(1)

The Company acquired Wachovia Corporation (Wachovia) on December 31, 2008. Because the acquisition was completed on December 31, 2008, Wachovia's results are included in the income statement, average balances and related metrics beginning in 2009. Wachovia's assets and liabilities are included in the consolidated balance sheet beginning on December 31, 2008.

(2)								Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2013	2012	2011
Profitability ratios
Wells Fargo net income to average assets (ROA)	1.51%	1.41	1.25
Wells Fargo net income applicable to common stock to average
Wells Fargo common stockholders' equity (ROE)	13.87	12.95	11.93
Efficiency ratio (1)	58.3	58.5	61.0
Capital ratios
At year end:
Wells Fargo common stockholders' equity to assets	10.15	10.23	9.87
Total equity to assets	11.20	11.17	10.78
Risk-based capital (2)
Tier 1 capital	12.33	11.75	11.33
Total capital	15.43	14.63	14.76
Tier 1 leverage (2)	9.60	9.47	9.03
Tier 1 common equity (3)	10.82	10.12	9.46
Average balances:
Average Wells Fargo common stockholders' equity to average assets	10.40	10.36	9.91
Average total equity to average assets	11.39	11.27	10.80
Per common share data
Dividend payout (4)	29.6	26.2	17.0
Book value	$29.48	27.64	24.64
Market price (5)
High	45.64	36.60	34.25
Low	34.43	27.94	22.58
Year end	45.40	34.18	27.56

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(2)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.
(3)	See the "Capital Management" section in this Report for additional information.
(4)	Dividends declared per common share as a percentage of diluted earnings per common share.
(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Earnings Performance

Wells Fargo net income for 2013 was $21.9 billion ($3.89 diluted earnings per common share), compared with $18.9 billion ($3.36 diluted per share) for 2012 and $15.9 billion ($2.82 diluted per share) for 2011. Our 2013 earnings reflected strong execution of our business strategy as well as growth in many of our businesses. Our financial performance in 2013 was significantly affected by a reduced provision for credit losses, reflecting strong underlying credit performance. We also generated diversified sources of fee income across many of our businesses and grew loans and deposits.

Revenue, the sum of net interest income and noninterest income, was $83.8 billion in 2013, compared with $86.1 billion in 2012 and $80.9 billion in 2011. The decrease in revenue for 2013 was predominantly due to a decrease in noninterest income, reflecting declines in mortgage banking origination volume as interest rates rose during 2013. In 2013, net interest income of $42.8 billion represented 51% of revenue, compared with $43.2 billion (50%) in 2012 and $42.8 billion (53%) in 2011.

Noninterest income was $41.0 billion in 2013, representing 49% of revenue, compared with $42.9 billion (50%) in 2012 and $38.2 billion (47%) in 2011. The decrease in 2013 was driven predominantly by a 25% decline in mortgage banking income due to decreased net gains on mortgage loan origination/sales activities, offset by higher servicing income. Mortgage loan originations were $351 billion in 2013, down from $524 billion a year ago.

Noninterest expense was $48.8 billion in 2013, compared with $50.4 billion in 2012 and $49.4 billion in 2011. Noninterest expense as a percentage of revenue (efficiency ratio) was 58.3% in 2013, 58.5% in 2012 and 61.0% in 2011, reflecting our expense management efforts. The decrease in 2013 compared with 2012 reflected lower operating losses, lower foreclosed assets expense, and lower FDIC and other deposit assessments.

Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31,
		% of		% of		% of
(in millions)	2013	revenue	2012	revenue	2011	revenue
Interest income
Trading assets	$1,406	2%	$1,380	2%	$1,463	2%
Investment securities	8,841	11	8,757	10	9,107	11
Mortgages held for sale (MHFS)	1,290	1	1,825	2	1,644	2
Loans held for sale (LHFS)	13	-	41	-	58	-
Loans	35,618	42	36,517	42	37,302	46
Other interest income	724	1	587	1	548	1
Total interest income	47,892	57	49,107	57	50,122	62
Interest expense
Deposits	1,337	2	1,727	2	2,275	3
Short-term borrowings	71	-	94	-	94	-
Long-term debt	2,585	3	3,110	4	3,978	5
Other interest expense	307	-	245	-	316	-
Total interest expense	4,300	5	5,176	6	6,663	8
Net interest income (on a taxable-equivalent basis)	43,592	52	43,931	51	43,459	54
Taxable-equivalent adjustment	(792)	(1)	(701)	(1)	(696)	(1)
Net interest income (A)	42,800	51	43,230	50	42,763	53
Noninterest income
Service charges on deposit accounts	5,023	6	4,683	5	4,280	5
Trust and investment fees (1)	13,430	16	11,890	14	11,304	14
Card fees	3,191	4	2,838	3	3,653	5
Other fees (1)	4,340	5	4,519	5	4,193	5
Mortgage banking (1)	8,774	10	11,638	14	7,832	10
Insurance	1,814	2	1,850	2	1,960	2
Net gains from trading activities	1,623	2	1,707	2	1,014	1
Net gains (losses) on debt securities	(29)	-	(128)	-	54	-
Net gains from equity investments	1,472	2	1,485	2	1,482	2
Lease income	663	1	567	1	524	1
Other	679	1	1,807	2	1,889	2
Total noninterest income (B)	40,980	49	42,856	50	38,185	47
Noninterest expense
Salaries	15,152	18	14,689	17	14,462	18
Commission and incentive compensation	9,951	12	9,504	11	8,857	11
Employee benefits	5,033	6	4,611	6	4,348	5
Equipment	1,984	2	2,068	2	2,283	3
Net occupancy	2,895	3	2,857	3	3,011	4
Core deposit and other intangibles	1,504	2	1,674	2	1,880	2
FDIC and other deposit assessments	961	1	1,356	2	1,266	2
Other (2)	11,362	14	13,639	16	13,286	16
Total noninterest expense	48,842	58	50,398	59	49,393	61
Revenue (A) + (B)	$83,780		$86,086		$80,948

(1)		See Table 7 – Noninterest Income in this Report for additional detail.
(2)		See Table 8 – Noninterest Expense in this Report for additional detail.

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

While the Company believes that it has the ability to increase net interest income over time, net interest income and the net interest margin in any one period can be significantly affected by a variety of factors including the mix and overall size of our earning assets portfolio and the cost of funding those assets. In addition, some variable sources of interest income, such as resolutions from purchased credit-impaired (PCI) loans, loan prepayment fees and collection of interest on nonaccrual loans, can vary from period to period. Net interest income growth has been challenged during the prolonged low interest rate environment as higher yielding loans and securities runoff have been replaced with lower yielding assets. The pace of this repricing has slowed in recent periods.

Net interest income on a taxable-equivalent basis was $43.6 billion in 2013, compared with $43.9 billion in 2012, and $43.5 billion in 2011. The net interest margin was 3.39% in 2013, down 37 basis points from 3.76% in 2012 and down 55 basis points from 3.94% in 2011. The decrease in net interest income for 2013, compared with 2012, was largely driven by declines in interest income from MHFS and loans as the portfolio mix changed. Strong growth in commercial, retained real estate and automobile loans has replaced runoff of higher yielding liquidating portfolios. Net interest income declines were partially offset by reduced funding costs due to disciplined deposit pricing and the maturity of higher yielding long-term debt. The decline in net interest margin in 2013, compared with a year ago, was primarily driven by higher funding balances, including actions taken in response to increased regulatory liquidity expectations which raised long-term debt and term deposits in addition to customer-driven deposit growth. This growth in funding increased cash and federal funds sold and other short-term investments and was dilutive to net interest margin although essentially neutral to net interest income.

Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year changes that influenced net interest income.

Average earning assets increased $115.2 billion in 2013 from a year ago, as average investment securities increased $26.1 billion and average federal funds sold and other short-term investments increased $70.8 billion for the same period, respectively. In addition, average loans increased $29.8 billion in 2013, compared with a year ago. The increases in average investment securities, average federal funds sold and other short-term investments and average loans were partially offset by a $13.7 billion decline in average MHFS.

Core deposits are an important low-cost source of funding and affect both net interest income and the net interest margin. Core deposits include noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). Average core deposits rose to $942.1 billion in 2013, compared with $893.9 billion in 2012, and funded 117% of average loans compared with 115% a year ago. Average core deposits decreased to 73% of average earning assets in 2013, compared with 76% a year ago. The cost of these deposits has continued to decline due to a sustained low interest rate environment and a shift in our deposit mix from higher cost certificates of deposit to lower yielding checking and savings products. About 95% of our average core deposits are in checking and savings deposits, one of the highest industry percentages.

Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2013, are analyzed in Table 6.

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earnings Assets

	Year ended December 31,
		2013		2012
		% of		% of
	Average	earning	Average	earning
(in millions)	balance	assets	balance	assets
Earning assets
Federal funds sold, securities purchased under resale agreements
and other short-term investments	$154,902	12%	$84,081	7%
Trading assets	44,745	4	41,950	4
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	6,750	1	3,604	-
Securities of U.S. states and political subdivisions	39,922	3	34,875	3
Mortgage-backed securities:
Federal agencies	107,148	8	92,887	8
Residential and commercial	30,717	3	33,545	3
Total mortgage-backed securities	137,865	11	126,432	11
Other debt and equity securities	55,002	4	49,245	4
Total available-for-sale securities	239,539	19	214,156	18
Held-to-maturity securities	717	-	-	-
Mortgages held for sale (1)	35,273	3	48,955	4
Loans held for sale (1)	163	-	661	-
Loans:
Commercial:
Commercial and industrial	188,092	15	173,913	15
Real estate mortgage	105,475	8	105,437	9
Real estate construction	16,445	1	17,963	2
Lease financing	12,048	1	12,771	1
Foreign	43,447	3	39,852	4
Total commercial	365,507	28	349,936	31
Consumer:
Real estate 1-4 family first mortgage	254,000	20	234,619	20
Real estate 1-4 family junior lien mortgage	70,227	5	80,840	7
Credit card	24,747	2	22,772	2
Automobile	48,476	4	44,986	4
Other revolving credit and installment	42,035	3	42,071	3
Total consumer	439,485	34	425,288	36
Total loans (1)	804,992	62	775,224	67
Other	4,354	-	4,438	-
Total earning assets	$1,284,685	100%	$1,169,465	100%
Funding sources
Deposits:
Interest-bearing checking	$35,570	3%	$30,564	3%
Market rate and other savings	550,394	43	505,310	43
Savings certificates	49,510	4	59,484	5
Other time deposits	28,090	2	13,363	1
Deposits in foreign offices	76,894	6	67,920	6
Total interest-bearing deposits	740,458	58	676,641	58
Short-term borrowings	54,716	4	51,196	4
Long-term debt	134,937	10	127,547	11
Other liabilities	12,471	1	10,032	1
Total interest-bearing liabilities	942,582	73	865,416	74
Portion of noninterest-bearing funding sources	342,103	27	304,049	26
Total funding sources	$1,284,685	100%	$1,169,465	100%
Noninterest-earning assets
Cash and due from banks	$16,272		16,303
Goodwill	25,637		25,417
Other	121,711		130,450
Total noninterest-earning assets	$163,620		172,170
Noninterest-bearing funding sources
Deposits	$280,229		263,863
Other liabilities	60,500		61,214
Total equity	164,994		151,142
Noninterest-bearing funding sources used to fund earning assets	(342,103)		(304,049)
Net noninterest-bearing funding sources	$163,620		172,170
Total assets	$1,448,305		1,341,635

(1)		Nonaccrual loans are included in their respective loan categories.

Earnings Performance  (continued)

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

			2013			2012
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense
Earning assets
Federal funds sold, securities purchased under
resale agreements and other short-term investments	$154,902	0.32%	$489	84,081	0.45%	$378
Trading assets (3)	44,745	3.14	1,406	41,950	3.29	1,380
Investment securities (4):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	6,750	1.66	112	3,604	1.31	47
Securities of U.S. states and political subdivisions	39,922	4.38	1,748	34,875	4.48	1,561
Mortgage-backed securities:
Federal agencies	107,148	2.83	3,031	92,887	3.12	2,893
Residential and commercial	30,717	6.47	1,988	33,545	6.75	2,264
Total mortgage-backed securities	137,865	3.64	5,019	126,432	4.08	5,157
Other debt and equity securities	55,002	3.53	1,940	49,245	4.04	1,992
Total available-for-sale securities	239,539	3.68	8,819	214,156	4.09	8,757
Held-to-maturity securities (5)	717	3.06	22	-	-	-
Mortgages held for sale (6)	35,273	3.66	1,290	48,955	3.73	1,825
Loans held for sale (6)	163	7.95	13	661	6.22	41
Loans:
Commercial:
Commercial and industrial	188,092	3.62	6,807	173,913	4.01	6,981
Real estate mortgage	105,475	3.93	4,147	105,437	4.18	4,411
Real estate construction	16,445	4.77	784	17,963	4.98	894
Lease financing	12,048	6.13	738	12,771	7.22	921
Foreign	43,447	2.18	946	39,852	2.47	984
Total commercial	365,507	3.67	13,422	349,936	4.06	14,191
Consumer:
Real estate 1-4 family first mortgage	254,000	4.22	10,716	234,619	4.55	10,671
Real estate 1-4 family junior lien mortgage	70,227	4.29	3,013	80,840	4.28	3,457
Credit card	24,747	12.46	3,083	22,772	12.67	2,885
Automobile	48,476	6.94	3,365	44,986	7.54	3,390
Other revolving credit and installment	42,035	4.80	2,019	42,071	4.57	1,923
Total consumer	439,485	5.05	22,196	425,288	5.25	22,326
Total loans (6)	804,992	4.42	35,618	775,224	4.71	36,517
Other	4,354	5.39	235	4,438	4.70	209
Total earning assets	$1,284,685	3.73%	$47,892	1,169,465	4.20%	$49,107
Funding sources
Deposits:
Interest-bearing checking	$35,570	0.06%	$22	30,564	0.06%	$19
Market rate and other savings	550,394	0.08	450	505,310	0.12	592
Savings certificates	49,510	1.13	559	59,484	1.31	782
Other time deposits	28,090	0.69	194	13,363	1.68	225
Deposits in foreign offices	76,894	0.15	112	67,920	0.16	109
Total interest-bearing deposits	740,458	0.18	1,337	676,641	0.26	1,727
Short-term borrowings	54,716	0.13	71	51,196	0.18	94
Long-term debt	134,937	1.92	2,585	127,547	2.44	3,110
Other liabilities	12,471	2.46	307	10,032	2.44	245
Total interest-bearing liabilities	942,582	0.46	4,300	865,416	0.60	5,176
Portion of noninterest-bearing funding sources	342,103	-	-	304,049	-	-
Total funding sources	$1,284,685	0.34	4,300	1,169,465	0.44	5,176
Net interest margin and net interest income
on a taxable-equivalent basis (7)		3.39%	$43,592		3.76%	$43,931
Noninterest-earning assets
Cash and due from banks	$16,272			16,303
Goodwill	25,637			25,417
Other	121,711			130,450
Total noninterest-earning assets	$163,620			172,170
Noninterest-bearing funding sources
Deposits	$280,229			263,863
Other liabilities	60,500			61,214
Total equity	164,994			151,142
Noninterest-bearing funding sources used to
fund earning assets	(342,103)			(304,049)
Net noninterest-bearing funding sources	$163,620			172,170
Total assets	$1,448,305			1,341,635

(1)  Our average prime rate was 3.25% for 2013, 2012, 2011, 2010, and 2009, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.27%, 0.43%, 0.34%, 0.34%, and 0.69% for the same years, respectively.

(2)  Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)  Interest income/expense for trading assets represents interest and dividend income earned on trading securities.

(4)  The average balance amounts represent amortized cost for the periods presented.

		2011			2010			2009
		Interest			Interest			Interest
Average	Yields/	income/	Average	Yields/	income/	Average	Yields/	income/
balance	rates	expense	balance	rates	expense	balance	rates	expense

$87,186	0.40%	$345	62,961	0.36%	$230	26,869	0.56%	$150
39,737	3.68	1,463	29,920	3.75	1,121	21,092	4.48	944

5,503	1.25	69	1,870	3.24	61	2,436	2.83	69
24,035	5.09	1,223	16,089	6.09	980	13,098	6.42	840

74,665	4.36	3,257	71,953	5.14	3,697	84,295	5.45	4,591
31,902	8.20	2,617	31,815	10.67	3,396	45,672	9.09	4,150
106,567	5.51	5,874	103,768	6.84	7,093	129,967	6.73	8,741
38,625	5.03	1,941	32,611	6.45	2,102	32,022	7.16	2,291
174,730	5.21	9,107	154,338	6.63	10,236	177,523	6.73	11,941
-	-	-	-	-	-	-	-	-
37,232	4.42	1,644	36,716	4.73	1,736	37,416	5.16	1,930
1,104	5.25	58	3,773	2.67	101	6,293	2.90	183

157,608	4.37	6,894	149,576	4.80	7,186	180,924	4.22	7,643
102,236	4.07	4,163	98,497	3.89	3,836	96,273	3.50	3,365
21,592	4.88	1,055	31,286	3.36	1,051	40,885	2.91	1,190
12,944	7.54	976	13,451	9.21	1,239	14,751	9.32	1,375
36,768	2.56	941	29,726	3.49	1,037	30,661	3.95	1,212
331,148	4.24	14,029	322,536	4.45	14,349	363,494	4.07	14,785

226,980	4.89	11,090	235,568	5.18	12,206	238,359	5.45	12,992
90,705	4.33	3,926	101,537	4.45	4,519	106,957	4.76	5,089
21,463	13.02	2,794	22,375	13.35	2,987	23,357	12.16	2,841
43,744	8.13	3,555	43,642	8.84	3,856	44,196	9.22	4,077
43,104	4.43	1,908	44,943	4.21	1,891	46,470	4.04	1,875
425,996	5.46	23,273	448,065	5.68	25,459	459,339	5.85	26,874
757,144	4.93	37,302	770,601	5.17	39,808	822,833	5.06	41,659
4,929	4.12	203	5,849	3.56	207	6,113	3.05	186
$1,102,062	4.55%	$50,122	1,064,158	5.02%	$53,439	1,098,139	5.19%	$56,993

$47,705	0.08%	$40	60,941	0.12%	$72	70,179	0.14%	$100
464,450	0.18	836	416,877	0.26	1,088	351,892	0.39	1,375
69,711	1.43	995	87,133	1.43	1,247	140,197	1.24	1,738
13,126	2.04	268	14,654	2.07	302	20,459	2.03	415
61,566	0.22	136	55,097	0.22	123	53,166	0.27	146
656,558	0.35	2,275	634,702	0.45	2,832	635,893	0.59	3,774
51,781	0.18	94	46,824	0.22	106	51,972	0.44	231
141,079	2.82	3,978	185,426	2.64	4,888	231,801	2.50	5,786
10,955	2.88	316	6,863	3.31	227	4,904	3.50	172
860,373	0.77	6,663	873,815	0.92	8,053	924,570	1.08	9,963
241,689	-	-	190,343	-	-	173,569	-	-
$1,102,062	0.61	6,663	1,064,158	0.76	8,053	1,098,139	0.91	9,963

	3.94%	$43,459		4.26%	$45,386		4.28%	$47,030

$17,388			17,618			19,218
24,904			24,824			23,997
125,911			120,338			121,000
$168,203			162,780			164,215

$215,242			183,008			171,712
57,399			47,877			48,193
137,251			122,238			117,879

(241,689)			(190,343)			(173,569)
$168,203			162,780			164,215
$1,270,265			1,226,938			1,262,354

(5)  Includes $6.3 billion of federal agency mortgage-backed securities purchased during the fourth quarter of 2013 and $6.0 billion of auto asset-backed securities that were transferred near the end of 2013 from the available-for-sale portfolio.

(6)  Nonaccrual loans and related income are included in their respective loan categories.

(7)  Includes taxable-equivalent adjustments of $792 million, $701 million, $696 million, $629 million and $706 million for 2013, 2012, 2011, 2010 and 2009, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

Earnings Performance  (continued)

Table 6 allocates the changes in net interest income on a taxable-equivalent basis to changes in either average balances or average rates for both interest-earning assets and interest‑bearing liabilities. Because of the numerous simultaneous volume and rate changes during any period, it is not possible to precisely allocate such changes between volume and rate. For this table, changes that are not solely due to either volume or rate are allocated to these categories on a pro-rata basis based on the absolute value of the change due to average volume and average rate.

Table 6: Analysis of Changes of Net Interest Income

	Year ended December 31,
	2013 over 2012			2012 over 2011
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale
agreements and other short-term investments	$245	(134)	111	(12)	45	33
Trading assets	90	(64)	26	78	(161)	(83)
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	49	16	65	(25)	3	(22)
Securities of U.S. states and political subdivisions	223	(36)	187	499	(161)	338
Mortgage-backed securities:
Federal agencies	421	(283)	138	687	(1,051)	(364)
Residential and commercial	(185)	(91)	(276)	129	(482)	(353)
Total mortgage-backed securities	236	(374)	(138)	816	(1,533)	(717)
Other debt and equity securities	217	(269)	(52)	475	(424)	51
Total available-for-sale securities	725	(663)	62	1,765	(2,115)	(350)
Held-to-maturity securities	22	-	22	-	-	-
Mortgages held for sale	(502)	(33)	(535)	465	(284)	181
Loans held for sale	(37)	9	(28)	(26)	9	(17)
Loans:
Commercial:
Commercial and industrial	539	(713)	(174)	680	(593)	87
Real estate mortgage	2	(266)	(264)	133	115	248
Real estate construction	(73)	(37)	(110)	(182)	21	(161)
Lease financing	(50)	(133)	(183)	(13)	(42)	(55)
Foreign	84	(122)	(38)	77	(34)	43
Total commercial	502	(1,271)	(769)	695	(533)	162
Consumer:
Real estate 1-4 family first mortgage	848	(803)	45	367	(786)	(419)
Real estate 1-4 family junior lien mortgage	(452)	8	(444)	(424)	(45)	(469)
Credit card	247	(49)	198	167	(76)	91
Automobile	254	(279)	(25)	99	(264)	(165)
Other revolving credit and installment	(2)	98	96	(46)	61	15
Total consumer	895	(1,025)	(130)	163	(1,110)	(947)
Total loans	1,397	(2,296)	(899)	858	(1,643)	(785)
Other	(4)	30	26	(21)	27	6
Total increase (decrease) in interest income	1,936	(3,151)	(1,215)	3,107	(4,122)	(1,015)
Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	3	-	3	(12)	(9)	(21)
Market rate and other savings	55	(197)	(142)	65	(309)	(244)
Savings certificates	(123)	(100)	(223)	(135)	(78)	(213)
Other time deposits	152	(183)	(31)	5	(48)	(43)
Deposits in foreign offices	11	(8)	3	13	(40)	(27)
Total interest-bearing deposits	98	(488)	(390)	(64)	(484)	(548)
Short-term borrowings	6	(29)	(23)	-	-	-
Long-term debt	171	(696)	(525)	(362)	(506)	(868)
Other liabilities	61	1	62	(25)	(46)	(71)
Total increase (decrease) in interest expense	336	(1,212)	(876)	(451)	(1,036)	(1,487)
Increase (decrease) in net interest income
on a taxable-equivalent basis	$1,600	(1,939)	(339)	3,558	(3,086)	472

Noninterest Income

Table 7: Noninterest Income

	Year ended December 31,
(in millions)	2013	2012	2011
Service charges on
deposit accounts	$5,023	4,683	4,280
Trust and investment fees:
Brokerage advisory, commissions
and other fees (1)	8,395	7,524	7,332
Trust and investment management (1)	3,289	3,080	3,008
Investment banking	1,746	1,286	964
Total trust and
investment fees	13,430	11,890	11,304
Card fees	3,191	2,838	3,653
Other fees:
Charges and fees on loans	1,540	1,746	1,641
Merchant transaction
processing fees	669	583	478
Cash network fees	493	470	389
Commercial real estate
brokerage commissions	338	307	236
Letters of credit fees	410	441	472
All other fees	890	972	977
Total other fees	4,340	4,519	4,193
Mortgage banking:
Servicing income, net	1,920	1,378	3,266
Net gains on mortgage loan
origination/sales activities	6,854	10,260	4,566
Total mortgage banking	8,774	11,638	7,832
Insurance	1,814	1,850	1,960
Net gains from trading activities	1,623	1,707	1,014
Net gains (losses) on debt securities	(29)	(128)	54
Net gains from equity investments	1,472	1,485	1,482
Lease income	663	567	524
Life insurance investment income	566	757	700
All other	113	1,050	1,189
Total	$40,980	42,856	38,185

(1)	Prior year periods have been revised to reflect all fund distribution fees as brokerage related income.

Noninterest income of $41.0 billion represented 49% of revenue for 2013 compared with $42.9 billion, or 50%, for 2012 and $38.2 billion, or 47%, for 2011. The decrease  in noninterest income in 2013 reflected declines in our mortgage banking business, partially offset by growth in many of our other businesses, including retail deposits, credit card, merchant card processing, commercial banking, corporate banking, capital markets, asset-backed finance, commercial real estate, commercial mortgage servicing, corporate trust, asset management, wealth management, brokerage and retirement. Excluding mortgage banking, noninterest income increased $988 million from a year ago.

Our service charges on deposit accounts increased in 2013 by $340 million, or 7%,  from  2012,  due to primary consumer checking customer growth, product changes and continued customer adoption of overdraft services. These charges increased $403 million, or 9%, in 2012 compared with 2011, predominantly due to product and account changes including changes to service charges and fewer fee waivers, continued customer adoption of overdraft services and customer account growth.

Brokerage advisory, commissions and other fees are received for providing services to full‑service and discount brokerage customers. Income from these brokerage-related activities include transactional commissions based on the number of transactions executed at the customer’s direction, and asset‑based fees, which are based on the market value of the customer’s assets. These fees increased to $8.4 billion  in  2013, from $7.5 billion and $7.3 billion in 2012 and 2011, respectively. The increase in brokerage income for both periods was predominantly due to higher asset-based fees as a result of higher market values and growth in assets under management. Brokerage client assets totaled $1.4 trillion at December 31, 2013, an increase from $1.2 trillion at December 31, 2012 and $1.1 trillion at December 31, 2011.

We earn trust and investment management fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. Trust and investment management fees are largely based on a tiered scale relative to the market value of the assets under management or administration. These fees increased to $3.3 billion in 2013 from $3.1 billion in 2012 and $3.0 billion in 2011, primarily due to growth in assets under management reflecting higher market values. At December 31, 2013, these assets totaled $2.4 trillion, an increase from $2.2 trillion at both December 31, 2012 and 2011.

We earn investment banking fees from underwriting debt and equity securities, arranging loan syndications, and performing other related advisory services. Investment banking fees increased to $1.7 billion in 2013, from $1.3 billion in 2012 and $964 million in 2011, primarily due to increased loan syndication volume and equity originations.

Card fees were $3.2 billion in 2013, compared with $2.8 billion in 2012, which was down from $3.7 billion in 2011. Card fees increased in 2013 due to account growth and increased purchase activity. During 2012, card fees decreased compared with 2011 because of lower debit card interchange rates resulting from the Federal Reserve Board rules implementing the debit interchange provisions of the Dodd-Frank Act, which became effective in fourth quarter 2011. The reduction in debit interchange income for 2012 was partially offset by growth in purchase volume and new accounts.

Mortgage banking income, consisting of net servicing income and net gains on loan origination/sales activities, totaled $8.8 billion in 2013, compared with $11.6 billion in 2012 and $7.8 billion in 2011.

Net mortgage loan servicing income includes amortization of commercial mortgage servicing rights (MSRs), changes in the fair value of residential MSRs during the period, as well as changes in the value of derivatives (economic hedges) used to hedge the residential MSRs. Net servicing income of $1.9 billion for 2013 included a $489 million net MSR valuation gain ($3.4 billion increase in the fair value of the MSRs offset by a $2.9 billion hedge loss). Net servicing income of $1.4 billion for 2012 included a $681 million net MSR valuation gain ($2.9 billion decrease in the fair value of MSRs offset by a $3.6 billion hedge gain), and net servicing income of $3.3 billion for 2011 included a $1.6 billion net MSR valuation gain ($3.7 billion decrease in the fair value of MSRs offset by a $5.3 billion hedge gain). The decrease in the 2012 net MSR valuation gain from that for 2011 reflected a $677 million reduction in valuation due to additional costs associated with implementation of the servicing standards developed in connection with our settlement with the Department of Justice (DOJ) and other state and federal agencies relating to our mortgage servicing

Earnings Performance  (continued)

and foreclosure practices as well as higher foreclosure costs. Our portfolio of loans serviced for others was $1.90 trillion at December 31, 2013, $1.91 trillion at December 31, 2012, and $1.85 trillion at December 31, 2011. At December 31, 2013, the ratio of MSRs to related loans serviced for others was 0.88%, compared with 0.67% at December 31, 2012 and 0.76% at December 31, 2011. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for additional information regarding our MSRs risks and hedging approach.

Net gains on mortgage loan origination/sale activities were $6.9 billion in 2013, compared with $10.3 billion in 2012 and $4.6 billion in 2011. The decrease from 2012 was primarily driven by lower margins and origination volumes, and the increase in 2012 from 2011 was driven by higher loan origination volume and margins. Mortgage loan originations were $351 billion in 2013, of which 47% were for home purchases, compared with $524 billion and 35%, respectively, for 2012 and $357 billion and 40%, respectively, for 2011. During 2013,  we retained for investment $3.6 billion ($19.4 billion for 2012) of 1-4 family conforming first mortgage loans, forgoing approximately $120 million ($575 million for 2012) of revenue that could have been generated had the loans been originated for sale along with other agency conforming loan production. While retaining these mortgage loans on our balance sheet reduced mortgage revenue, we expect to generate spread income in future quarters from mortgage loans with higher yields than mortgage-backed securities we could have purchased in the market. While we do not currently plan to hold additional conforming mortgages on balance sheet, we have a large mortgage business and strong capital that provides us with the flexibility to make such choices in the future to benefit our long-term results. Mortgage applications were $438 billion in 2013, compared with $736 billion in 2012 and $537 billion in 2011. The 1-4 family first mortgage unclosed pipeline was $25 billion at December 31, 2013, compared with $81 billion at December 31, 2012 and $72 billion at December 31, 2011. For additional information about our mortgage banking activities and results, see the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section and Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Net gains on mortgage loan origination/sales activities include the cost of additions to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties, and early payment default clauses in mortgage sale contracts. Additions to the mortgage repurchase liability that were charged against net gains on mortgage loan origination/sales activities during 2013  totaled $428 million (compared with $1.9 billion for 2012 and $1.3 billion for 2011), of which $285 million ($1.7 billion for 2012 and $1.2 billion for 2011) was for subsequent increases in estimated losses on prior period loan sales. In September and December 2013, we announced agreements with Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA), respectively, which resolved substantially all agency repurchase liabilities for mortgage loans sold or originated prior to 2009. As a result, outstanding repurchase demands were down $1.2 billion from a year ago and our repurchase liability declined to $899 million, the lowest level since second quarter 2009. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

We engage in trading activities primarily to accommodate the investment activities of our customers, execute economic hedging to manage certain of our balance sheet risks and for a very limited amount of proprietary trading for our own account. Net gains (losses) from trading activities, which reflect unrealized changes in fair value of our trading positions and realized gains and losses, were $1.6 billion in 2013, $1.7 billion in 2012 and $1.0 billion in 2011. The year-over-year decrease in 2013 was largely driven by lower results in customer accommodation, and the increase in 2012 from 2011 was driven by gains on customer accommodation trading activities and economic hedging gains, which included higher gains on deferred compensation plan investments based on participant elections (offset entirely in employee benefit expense). Net gains from trading activities do not include interest and dividend income and expense on trading securities. Those amounts are reported within interest income from trading assets and other interest expense from trading liabilities. Proprietary trading generated $13 million and $15 million of net gains in 2013 and 2012, respectively, and $14 million of net losses in 2011. Interest and fees related to proprietary trading are reported in their corresponding income statement line items. Proprietary trading activities are not significant to our client-focused business model. For additional information about proprietary and other trading, see the “Risk Management – Asset and Liability Management – Market Risk – Trading Activities” section in this Report.

Net gains on debt and equity securities totaled $1.4 billion for both 2013 and 2012 and $1.5 billion for 2011, after other-than-temporary impairment (OTTI) write-downs of $344 million, $416 million and $711 million, respectively, for the same periods.

All other income was $113 million for 2013 compared with $1.1 billion in 2012 and $1.2 billion in 2011. All other income includes ineffectiveness recognized on derivatives that qualify for hedge accounting and pre-tax losses on tax credits and foreign currency adjustments, any of which can cause other income losses. Lower other income for 2013 compared with a year ago reflected larger ineffectiveness losses on derivatives that qualify for hedge accounting and interest-related valuation changes on certain mortgage-related assets carried at fair value.

Noninterest Expense

Table 8: Noninterest Expense

	Year ended December 31,
(in millions)	2013	2012	2011
Salaries	$15,152	14,689	14,462
Commission and incentive
compensation	9,951	9,504	8,857
Employee benefits	5,033	4,611	4,348
Equipment	1,984	2,068	2,283
Net occupancy	2,895	2,857	3,011
Core deposit and other intangibles	1,504	1,674	1,880
FDIC and other deposit
assessments	961	1,356	1,266
Outside professional services	2,519	2,729	2,692
Outside data processing	983	910	935
Contract services	935	1,011	1,407
Travel and entertainment	885	839	821
Operating losses	821	2,235	1,261
Postage, stationery and supplies	756	799	942
Advertising and promotion	610	578	607
Foreclosed assets	605	1,061	1,354
Telecommunications	482	500	523
Insurance	437	453	515
Operating leases	204	109	112
All other	2,125	2,415	2,117
Total	$48,842	50,398	49,393

Noninterest expense was $48.8 billion in 2013, down 3% from $50.4 billion in 2012, which was up 2% from $49.4 billion in 2011. The decrease in 2013 was driven predominantly by lower operating losses ($821 million, down from $2.2 billion in 2012), lower foreclosed assets expense ($605 million, down from $1.1 billion in 2012), lower FDIC and other deposit assessments ($961 million, down from $1.4 billion in 2012), and the completion of Wachovia merger integration activities in the prior year ($218 million in first quarter 2012), partially offset by higher personnel expense ($30.1 billion, up from $28.8 billion in 2012). The increase in 2012 from 2011 was driven by higher personnel expense and higher operating losses, partially offset by lower merger integration costs.

Personnel expenses, which include salaries, commissions, incentive compensation and employee benefits, were up $1.3 billion, or 5%, in 2013 compared with 2012, primarily due to annual salary increases and related salary taxes, and higher revenue-based compensation (non-mortgage-related). Included in personnel expense was a $422 million increase in employee benefits, a significant portion of which was driven by higher deferred compensation expense (offset in trading income). For 2012, these expenses were up 4% compared with 2011 due mostly to higher revenue-based compensation, higher employee benefits, and increased staffing.

The completion of Wachovia integration activities in the prior year contributed to a year-over-year reduction in noninterest expense for 2013, primarily in outside professional services and contract services. Lower costs associated with our mortgage servicing regulatory consent orders also contributed to the decline in outside professional services in 2013, though this was partially offset by project spend on business investments and compliance and regulatory related initiatives. Outside professional services were also elevated in 2012 and 2011, reflecting investments by our businesses in their service delivery systems and higher costs associated with regulatory driven mortgage servicing and foreclosure matters.

Foreclosed assets expense was down 43% in 2013 compared with 2012 and down 22% in 2012 compared with 2011, reflecting lower write-downs, gains on sale, and lower expenses associated with foreclosed properties, primarily driven by the real estate market improvement.

FDIC and other deposit assessments were down 29% in 2013 compared with 2012, due primarily to lower FDIC assessment rates related to improved credit performance and the Company’s liquidity position.

Operating losses were down 63% in 2013 compared with 2012, which was elevated predominantly due to mortgage servicing and foreclosure-related matters, including the Attorneys General settlement announced in February 2012, a $175 million settlement in July 2012 with the U.S. Department of Justice (DOJ), which resolved alleged claims related to our mortgage lending practices, and the $766 million accrual for the Independent Foreclosure Review (IFR) settlement and additional remediation-related costs.

All other expenses of $2.1 billion in 2013 were down from $2.4 billion in 2012, primarily due to a $250 million charitable contribution to the Wells Fargo Foundation in 2012.

Income Tax Expense

The 2013 annual effective tax rate was 32.2% compared with 32.5% in 2012 and 31.9% in 2011. The effective tax rate for 2013 included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment. The 2012 effective tax rate included a tax benefit resulting from the surrender of previously written-down Wachovia life insurance investments. The 2011 effective tax rate included a decrease in tax expense associated with leverage leases, as well as tax benefits related to charitable donations of appreciated securities. See Note 21 (Income Taxes) to Financial Statements in this Report for information regarding tax matters related to undistributed foreign earnings.

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

Table 9: Operating Segment Results – Highlights

	Year ended December 31,
	Community	Wholesale	Wealth, Brokerage		Consolidated
(in billions)	Banking	Banking	and Retirement	Other (1)	Company
2013
Revenue	$50.3	24.1	13.2	(3.8)	83.8
Provision (reversal of
provision) for credit losses	2.8	(0.4)	-	(0.1)	2.3
Noninterest expense	28.7	12.4	10.5	(2.8)	48.8
Net income (loss)	12.7	8.1	1.7	(0.6)	21.9
Average loans	$499.3	290.0	46.1	(30.4)	805.0
Average core deposits	620.1	237.2	150.1	(65.3)	942.1

2012
Revenue	$53.4	24.1	12.2	(3.6)	86.1
Provision for credit losses	6.8	0.3	0.1	-	7.2
Noninterest expense	30.8	12.1	9.9	(2.4)	50.4
Net income (loss)	10.5	7.8	1.3	(0.7)	18.9
Average loans	$487.1	273.8	42.7	(28.4)	775.2
Average core deposits	591.2	227.0	137.5	(61.8)	893.9

2011
Revenue	$50.8	21.6	12.2	(3.7)	80.9
Provision (reversal of
provision) for credit losses	8.0	(0.1)	0.2	(0.2)	7.9
Noninterest expense	29.3	11.2	9.9	(1.0)	49.4
Net income (loss)	9.1	7.0	1.3	(1.5)	15.9
Average loans	$496.3	249.1	43.0	(31.3)	757.1
Average core deposits	556.3	202.1	130.0	(61.7)	826.7

(1)

Includes corporate items not specific to a business segment and the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses. These products include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Lending business units. Cross-sell of our products is an important part of our strategy to achieve our vision to satisfy all our customers’ financial needs. Our retail bank household cross-sell was a record 6.16 products per household in November 2013, up from 6.05 in November 2012 and 5.93 in November 2011. We believe there is more opportunity for cross-sell as we continue to earn more business from our customers. Our goal is eight products per household, which is approximately one-half of our estimate of potential demand for an average U.S. household. In November 2013, one of every four of our retail banking households had eight or more of our products.

Community Banking reported net income of $12.7 billion in 2013, up $2.2 billion, or 21%, from $10.5 billion in 2012, which was up 15% from $9.1 billion in 2011. Revenue was $50.3 billion in 2013, a decrease of $3.1 billion, or 6%, compared with $53.4 billion in 2012, which was up 5% compared with $50.8 billion in 2011. The decrease in 2013 was a result of lower mortgage banking revenue, partially offset by higher trust and investment fees, and revenue from debit, credit and merchant card volumes. The increase in 2012 was the result of higher mortgage banking revenue and growth in deposit service charges, partially offset by lower debit card revenue due to regulatory changes enacted in October 2011, and lower net interest income. Average core deposits increased $28.9 billion in 2013, or 5%, from 2012, which increased $34.9 billion, or 6%, from 2011. Noninterest expense declined $2.1 billion in 2013, or 7%, from 2012, which increased $1.6 billion, or 5%, from 2011. The decrease in noninterest expense for 2013 reflected lower FDIC and other deposit insurance assessments due to lower FDIC assessment rates. Noninterest expense for 2012 was elevated, compared with 2013 and 2011, due to costs associated with settling mortgage servicing and foreclosure-related matters including the DOJ and the IFR settlement, and a $250 million contribution to the Wells Fargo Foundation. The provision for credit losses of $2.8 billion in 2013 was 60% lower than 2012, which was $1.1 billion, or 14%, lower than 2011, due to improved portfolio performance in both 2013 and 2012.

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products and business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management. Wholesale Banking cross-sell was a record 7.1 products per customer in September 2013, up from 6.8 in September 2012 and 6.5 in September 2011.

Wholesale Banking reported net income of $8.1 billion in 2013, up $359 million, or 5%, from $7.8 billion in 2012, which was up 11% from $7.0 billion in 2011. The year over year increase in net income during 2013 was the result of improvement in provision for credit losses and stable revenue performance partially offset by increased noninterest expense. The year over year increase in net income during 2012 was the result of strong revenue growth partially offset by increased noninterest expense and a higher provision for credit losses. Revenue in 2013 of $24.1 billion was flat from 2012, as business growth from asset backed finance, asset management, capital markets and commercial real estate was offset by lower PCI resolution income. Revenue in 2012 of $24.1 billion increased $2.5 billion, or 12%, from 2011, due to broad-based business growth as well as growth from acquisitions. Net interest income of $12.3 billion in 2013 decreased $350 million, or 3%, from 2012, which was up 9% from 2011. The decrease in 2013 was due to a strong loan and deposit growth, which was more than offset by lower PCI resolutions and net interest margin compression. The increase in 2012 was driven by strong loan and deposit growth. Average loans of $290.0 billion in 2013 increased $16.2 billion, or 6%, from $273.8 billion in 2012, which was up 10% from $249.1 billion in 2011. The loan growth in both 2013 and 2012 was driven by strong customer demand as well as growth from acquisitions. Average core deposits of $237.2 billion in 2013 increased $10.2 billion, or 4%, from 2012 which was up 12%, from 2011, reflecting continued strong customer liquidity for both years. Noninterest income of $11.8 billion in 2013 increased $322 million, or 3%, from 2012 due to strong growth in asset backed finance, asset management, capital markets, commercial banking, commercial real estate and corporate banking. Noninterest income of $11.4 billion in 2012 increased $1.5 billion, or 15%, from 2011 due to strong growth in asset backed finance, capital markets, commercial banking, commercial real estate and real estate capital markets.  Total noninterest expense in 2013 increased $296 million, or 2%, compared with 2012, which was up 8%, or $905 million, from 2011. The increase in both 2013 and 2012 was due to higher personnel expenses and higher non-personnel expenses related to growth initiatives and compliance and regulatory requirements, partially offset in 2013 by lower foreclosed asset expenses. The provision for credit losses decreased $731 million from 2012, due to lower loan losses, while the provision for credit losses increased $396 million in 2012 from 2011, as a $319 million decline in loan losses was more than offset by a provision for increase in loans, particularly from acquisitions.

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client's financial needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and fiduciary services. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra high net worth families and individuals as well as endowments and foundations. Brokerage serves customers' advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry. Wealth, Brokerage and Retirement cross-sell reached a record 10.42 products per household in November 2013, up from 10.27 in November 2012 and 10.05 in November 2011.

Wealth, Brokerage and Retirement reported net income of $1.7 billion in 2013, up $384 million, or 29%, from 2012, which was up 4% from $1.3 billion in 2011. Net income growth in 2013 was driven by higher noninterest income and improved credit quality. Growth in net income for 2012 was affected by the $153 million gain on the sale of the H.D. Vest Financial Services business included in the 2011 results. Revenue of $13.2 billion in 2013 increased $1.0 billion from 2012, which was flat compared with 2011. The increase in revenue for 2013 was due to increases in both net interest income and noninterest income. Net interest income increased 4% in 2013, due to growth in loan balances and low-cost core deposits, partially offset by lower interest rates on the loan and investment portfolios. Net interest income decreased 3% in 2012 due to lower interest rates on the loan and investment portfolios partially offset by the impact of growth in low-cost core deposits. Average core deposits in 2013 of $150.1 billion increased 9% from 2012, which was up 6% from 2011. Noninterest income increased 10% in 2013 from 2012, largely due to strong growth in asset-based fees from improved market performance and growth in assets under management, partially offset by reduced securities gains in the brokerage business. A slight increase of $59 million in noninterest income in 2012 compared with 2011 was due to higher asset-based fees and gains on deferred compensation plan investments (offset in expense), partially offset by the 2011 gain on the sale of H.D. Vest Financial Services business, lower transaction revenue and reduced securities gains in the brokerage business. Noninterest expense for 2013 was up 6% from 2012, which was flat from 2011. The increase in 2013 was predominantly due to higher personnel expenses, primarily reflecting increased broker commissions. Noninterest expense for 2012 included the impact of deferred compensation plan expense (offset in revenue). Total provision for credit losses improved for both 2013 and 2012, driven by lower net charge-offs and continued improvement in credit quality.

Balance Sheet Analysis

At December 31, 2013, our assets totaled $1.5 trillion, up $104.0 billion from December 31, 2012. The predominant areas of asset growth were in federal funds sold and other short-term investments, which increased $76.5 billion, investment securities,

Balance Sheet Analysis (continued)

which increased $29.2 billion, and loans, which increased $26.2 billion, partially  offset by a $30.4 billion decrease in mortgages held for sale. Deposit growth of $76.3 billion, total equity growth of $12.1 billion and an increase in long-term debt of $25.6 billion from December 31, 2012 were the predominant sources funding our asset growth during 2013. The deposit growth resulted in an increase in the proportion of interest-bearing deposits. Equity growth benefited from $14.7 billion in earnings net of dividends paid, as well as from the issuance of preferred stock.  The strength of our business model produced record earnings and continued internal capital generation as reflected in our capital ratios, all of which improved from December 31, 2012. Tier 1 capital as a percentage of total risk-weighted assets increased to 12.33%, total capital increased to 15.43%, Tier 1 leverage increased to 9.60%, and Tier 1 common equity increased to 10.82% at December 31, 2013, compared with 11.75%, 14.63%, 9.47%, and 10.12%, respectively, at December 31, 2012.

The following discussion provides additional information about the major components of our balance sheet. Information regarding our capital and changes in our asset mix is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

Investment Securities

Table 10: Investment Securities – Summary

	December 31, 2013			December 31, 2012
		Net			Net
		unrealized	Fair		unrealized	Fair
(in millions)	Cost	gain (loss)	value	Cost	gain	value
Available-for-sale securities:
Debt securities	$246,048	2,574	248,622	220,946	11,468	232,414
Marketable equity securities	2,039	1,346	3,385	2,337	448	2,785
Total available-for-sale securities	248,087	3,920	252,007	223,283	11,916	235,199
Held-to-maturity securities	12,346	(99)	12,247	-	-	-
Total investment securities (1)	$260,433	3,821	264,254	223,283	11,916	235,199

(1)	Available-for-sale securities are carried on the balance sheet at fair value. Held-to-maturity securities are carried on the balance sheet at amortized cost.

Table 10 presents a summary of our investment securities portfolio, which consists of debt securities classified as available-for-sale and held-to-maturity and marketable equity securities classified as available-for-sale. During fourth quarter 2013, we began purchasing high-quality agency mortgage-backed securities (MBS) into our held-to-maturity portfolio. Additionally, we transferred a portfolio of asset-backed securities (ABS) primarily collateralized by auto loans and leases from available-for-sale, reflecting our intent to hold these securities to maturity. Our investment securities portfolio increased $29.2 billion from December 31, 2012, primarily due to purchases of agency MBS. The total net unrealized gains on available-for-sale securities were $3.9 billion at December 31, 2013, down from net unrealized gains of $11.9 billion at December 31, 2012, due primarily to an increase in long-term interest rates.

The size and composition of the investment securities portfolio is largely dependent upon the Company’s liquidity and interest rate risk management objectives. Our business generates assets and liabilities, such as loans, deposits and long-term debt, which have different maturities, yields, re-pricing, prepayment characteristics and other provisions that expose us to interest rate and liquidity risk. The available-for-sale securities portfolio consists primarily of liquid, high quality agency debt and MBS, privately issued residential and commercial MBS, securities issued by U.S. states and political subdivisions, corporate debt securities, and highly rated collateralized loan obligations. Due to its highly liquid nature, the available-for-sale portfolio can be used to meet funding needs that arise in the normal course of business or due to market stress. Changes in our interest rate risk profile may occur due to changes in overall economic or market conditions, which could influence loan origination demand, prepayment speeds, or deposit balances and mix. In response, the available-for-sale securities portfolio can be rebalanced to meet the Company’s interest rate risk management objectives. In addition to meeting liquidity and interest rate risk management objectives, the available-for-sale securities portfolio may provide yield enhancement over other short-term assets. See the “Risk Management – Asset/Liability Management” section in this Report for more information on liquidity and interest rate risk. The held-to-maturity securities portfolio consists primarily of high quality agency MBS and ABS primarily collateralized by auto loans and leases, where our intent is to hold these securities to maturity and collect the contractual cash flows. The held-to-maturity portfolio may also provide yield enhancement over  short-term assets.

We analyze securities for OTTI quarterly or more often if a potential loss-triggering event occurs. Of the $344 million in OTTI write-downs recognized in 2013, $158 million related to debt securities and $25 million related to marketable equity securities, which are each included in available-for-sale securities. Another $161 million in OTTI write-downs is related to nonmarketable equity investments, which are included in other assets. For a discussion of our OTTI accounting policies and underlying considerations and analysis see Note 1 (Summary of Significant Accounting Policies – Investments) and Note 5 (Investment Securities) to Financial Statements in this Report.

At December 31, 2013, investment securities included $42.5 billion of municipal bonds, of which 86% were rated “A-” or better based predominantly on external and, in some cases, internal ratings. Additionally, some of the securities in our total municipal bond portfolio are guaranteed against loss by bond insurers. These guaranteed bonds are predominantly investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. Our municipal bond holdings are monitored as part of our ongoing impairment analysis.

The weighted-average expected maturity of debt securities available-for-sale was 7.5 years at December 31, 2013. Because 60% of this portfolio is MBS, the expected remaining maturity is shorter than the remaining contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effects of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available-for-sale are shown in Table 11.

Table 11: Mortgage-Backed Securities

			Expected
		Net	remaining
	Fair	unrealized	maturity
(in billions)	value	gain (loss)	(in years)
At December 31, 2013
Actual	$148.8	0.7	6.4
Assuming a 200 basis point:
Increase in interest rates	133.7	(14.4)	7.5
Decrease in interest rates	159.1	11.0	3.6

See Note 5 (Investment Securities) to Financial Statements in this Report for a summary of investment securities by security type.

Balance Sheet Analysis (continued)

Loan Portfolio

Total loans were $825.8 billion at December 31, 2013, up $26.2 billion from December 31, 2012. Table 12 provides a summary of total outstanding loans by non-strategic/liquidating and core loan portfolios. The runoff in the non-strategic/liquidating portfolios was $13.7 billion, while loans in the core portfolio grew $39.9 billion from December 31, 2012. Our core loan growth in 2013 included:

•         a $20.7 billion increase in the commercial segment predominantly from growth in commercial and industrial loans and foreign loans, which included $5.2 billion of commercial real estate portfolio acquisitions, consisting of $4.0 billion U.K. commercial real estate loans classified within foreign loans and $1.2 billion within commercial real estate mortgage; and

•         a $19.2 billion increase in consumer loans, predominantly from growth in first lien mortgages.

Additional information on the non-strategic and liquidating loan portfolios is included in Table 17 in the “Risk Management – Credit Risk Management” section in this Report.

Table 12: Loan Portfolios

	December 31, 2013			December 31, 2012
(in millions)	Core	Liquidating	Total	Core	Liquidating	Total
Commercial	$378,743	2,013	380,756	358,028	3,170	361,198
Consumer	366,190	78,853	445,043	346,984	91,392	438,376
Total loans	$744,933	80,866	825,799	705,012	94,562	799,574

A discussion of average loan balances and a comparative detail of average loan balances is included in Table 5 under “Earnings Performance – Net Interest Income” earlier in this Report. Additional information on total loans outstanding by portfolio segment and class of financing receivable is included in the “Risk Management – Credit Risk Management” section in this Report. Period-end balances and other loan related information are in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 13 shows contractual loan maturities for loan categories normally not subject to regular periodic principal reduction and sensitivities of those loans to changes in interest rates.

Table 13: Maturities for Selected Commercial Loan Categories

	December 31, 2013				December 31, 2012
		After				After
	Within	one year	After		Within	one year	After
	one	through	five		one	through	five
(in millions)	year	five years	years	Total	year	five years	years	Total
Selected loan maturities:
Commercial and industrial	$44,801	131,745	20,664	197,210	45,212	123,578	18,969	187,759
Real estate mortgage	17,746	60,004	29,350	107,100	22,328	56,085	27,927	106,340
Real estate construction	6,095	9,207	1,445	16,747	7,685	7,961	1,258	16,904
Foreign	33,681	11,602	2,382	47,665	27,219	7,460	3,092	37,771
Total selected loans	$102,323	212,558	53,841	368,722	102,444	195,084	51,246	348,774
Distribution of loans to
changes in interest rates:
Loans at fixed
interest rates	$18,409	23,891	14,684	56,984	17,218	20,894	11,387	49,499
Loans at floating/variable
interest rates	83,914	188,667	39,157	311,738	85,226	174,190	39,859	299,275
Total selected loans	$102,323	212,558	53,841	368,722	102,444	195,084	51,246	348,774

Deposits

Deposits totaled $1.1 trillion at December 31, 2013, compared with $1.0 trillion at December 31, 2012. Table 14 provides additional information regarding deposits. Deposit growth of $76 billion from December 31, 2012 reflected continued customer-driven growth as well as liquidity-related issuances of term deposits. Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in “Earnings Performance – Net Interest Income” and Table 5 earlier in this Report. Total core deposits were $980.1 billion at December 31, 2013, up $34.4 billion from $945.7 billion at December 31, 2012.

Table 14: Deposits

		% of		% of
	Dec. 31,	total	Dec. 31,	total	%
($ in millions)	2013	deposits	2012	deposits	Change
Noninterest-bearing	$288,116	27%	$288,207	29%	-
Interest-bearing checking	37,346	3	35,275	4	6
Market rate and other savings	556,763	52	517,464	52	8
Savings certificates	41,567	4	55,966	6	(26)
Foreign deposits (1)	56,271	5	48,837	4	15
Core deposits	980,063	91	945,749	95	4
Other time and savings deposits	64,477	6	33,755	3	91
Other foreign deposits	34,637	3	23,331	2	48
Total deposits	$1,079,177	100%	$1,002,835	100%	8

(1)		Reflects Eurodollar sweep balances included in core deposits.

Equity

Total equity was $171.0 billion at December 31, 2013 compared with $158.9 billion at December 31, 2012. The increase was predominantly driven by a $14.7 billion increase in retained earnings from earnings net of dividends paid, partially offset by a $4.3 billion decline in cumulative other comprehensive income (OCI). The decline in OCI was due to a  $7.9  billion ($4.9 billion after tax) reduction in net unrealized gains on our investment securities portfolio  resulting from an increase in long-term interest rates. This decline was partially offset by our re-measurement of our pension and post-retirement plan liabilities, combined with pension settlement losses and amortization of actuarial losses, which increased cumulative other comprehensive income by $1.8 billion ($1.1 billion after tax). See Note 5 (Investment Securities) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report for additional information.

Off-Balance Sheet Arrangements

In the ordinary course of business, we engage in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different from the full contract or notional amount of the transaction. Our off-balance sheet arrangements include commitments to lend, transactions with unconsolidated entities, guarantees, derivatives, and other commitments. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, and/or (3) diversify our funding sources.

Commitments to Lend

We enter into commitments to lend funds to customers, which are usually at a stated interest rate, if funded, and for specific purposes and time periods. When we make commitments, we are exposed to credit risk. However, the maximum credit risk for these commitments will generally be lower than the contractual amount because a significant portion of these commitments are not expected to be fully utilized or will expire without being used by the customer. For more information on lending commitments, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

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

Guarantees and Certain Contingent Arrangements

Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, liquidity agreements, written put options, recourse obligations for loans and mortgages sold, and contingent consideration.

For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees, Pledged Assets and Collateral) to Financial Statements in this Report.

Derivatives

Off-Balance Sheet Arrangements  (continued)

We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Derivatives are recorded on the balance sheet at fair value and can be measured in terms of the notional amount, which is generally not exchanged, but is used only as the basis on which interest and other payments are determined. The notional amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments.

For more information on derivatives, see Note 16 (Derivatives) to Financial Statements in this Report.

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

Table 15 summarizes these contractual obligations as of December 31, 2013, excluding the projected cash payments for obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 15: Contractual Cash Obligations

		Note(s) to				More
		Financial	Less than	1-3	3-5	than	Indeterminate
(in millions)		Statements	1 year	years	years	5 years	maturity	Total
Contractual payments by period:
	Deposits (1)	11	$86,958	20,932	5,924	3,619	961,744	1,079,177
	Long-term debt (2)	7, 13	12,800	46,263	39,981	53,954	-	152,998
	Interest (3)		2,494	3,776	2,436	10,292	-	18,998
	Operating leases	7	1,155	1,960	1,426	2,812	-	7,353
	Unrecognized tax obligations	21	8	-	-	-	2,839	2,847
	Commitments to purchase debt
	and equity securities (4)		3,041	1,013	7	-	-	4,061
	Purchase and other obligations (5)		302	592	51	7	-	952
	Total contractual obligations		$106,758	74,536	49,825	70,684	964,583	1,266,386

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.
(2)	Balances are presented net of unamortized debt discounts and premiums and purchase accounting adjustments.
(3)

Represents the future interest obligations related to interest-bearing time deposits and long-term debt in the normal course of business including a net reduction of $26 billion related to hedges used to manage interest rate risk. These interest obligations assume no early debt redemption. We estimated variable interest rate payments using December, 31 2013 rates, which we held constant until maturity. We have excluded interest related to structured notes where our payment obligation is contingent on the performance of certain benchmarks.

(4)

Includes unfunded commitments to purchase debt and equity investments, excluding trade date payables, of $2.8 billion and $1.2 billion, respectively. Our unfunded equity commitments include certain investments subject to the Volcker Rule, which we expect to divest in the near future. For additional information regarding the Volcker Rule, see the "Regulatory Reform" section in this Report. We have presented our contractual obligations on equity investments above in the maturing in less than one year category as there are no specified contribution dates in the agreements. These obligations may be requested at any time by the investment manager.

(5)	Represents agreements to purchase goods or services.

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

Transactions with Related Parties

The Related Party Disclosures topic of the Accounting Standards Codification (ASC) requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported for the years ended December 31, 2013, 2012 and 2011.

Risk Management

Financial institutions must manage a variety of business risks that can significantly affect their financial performance. Among the key risks that we must manage are operational risks, credit risks, and asset/liability management risks, which include interest rate, market, and liquidity and funding risks. Our risk culture is strongly rooted in our Vision and Values, and in order to succeed in our mission of satisfying all our customers’ financial needs and helping them succeed financially, our business practices and operating model must support prudent risk management practices.

Risk Management Framework and Culture

The key elements of our risk management framework and culture include the following:

•         We strongly believe in managing risk as close to the source as possible.  We manage risk through three lines of defense, and the first line of defense is our team members in our lines of business who are responsible for identifying, assessing, monitoring, managing, mitigating, and owning the risks in their businesses. All of our team members have accountability for risk management.

•         We recognize the importance of strong oversight.  Our Corporate Risk group, led by our Chief Risk Officer who reports to the Board’s Risk Committee, as well as other corporate functions such as the Law Department, Corporate Controllers, and the Human Resources Department serve as the second line of defense and provide company-wide leadership, oversight, an enterprise view, and appropriate challenge to help ensure effective and consistent understanding and management of all risks by our lines of business. Wells Fargo Audit Services, led by our Chief Auditor who reports to the Board’s Audit and Examination Committee, serves as the third line of defense and through its audit, assurance, and advisory work evaluates and helps improve the effectiveness of the governance, risk management, and control processes across the enterprise.

•         We have a significant bias for conservatism.  We strive to maintain a conservative financial position measured by satisfactory asset quality, capital levels, funding sources, and diversity of revenues. Our risk is distributed by geography, product type, industry segment, and asset class, and while we want to grow the Company, we will attempt to do so in a way that supports our long-term goals and does not compromise our ability to manage risk.

•         We have a long-term customer focus.  Our focus is on knowing our customers and meeting our customers’ long-term financial needs by offering products and value-added services that are appropriate for their needs and circumstances. In addition, our team members are committed to operational excellence, and we recognize that our infrastructure, systems, processes, and compliance programs must support the financial success of our customers through a superior customer service experience.

•         We must understand and follow our risk appetite.  Our risk management framework is based on understanding and following our overall enterprise statement of risk appetite, which describes the nature and level of risks that we are willing to take to achieve our strategic and business objectives. This statement provides the philosophical underpinnings that guide business and risk leaders as they manage risk on a day-to-day basis. Our CEO and Operating Committee, which consists of our Chief Risk Officer and other senior executives, develop our enterprise statement of risk appetite in the context of our risk management framework and culture described above. The Board approves our statement of risk appetite annually, and the Board’s Risk Committee reviews and approves any proposed changes to the statement to help ensure that it remains consistent with our risk profile.

As part of our review of our risk appetite, we maintain metrics along with associated objectives to measure and monitor the amount of risk that the Company is prepared to take. Actual results of these metrics are reported to the Enterprise Risk Management Committee on a quarterly basis as well as to the Risk Committee of the Board. Our operating segments also have business-specific risk appetite statements based on the enterprise statement of risk appetite. The metrics included in the operating segment statements are harmonized with the enterprise level metrics to ensure consistency where appropriate. Business lines also maintain metrics and qualitative statements that are unique to their line of business. This allows for monitoring of risk and definition of risk appetite deeper within the organization.

Our risk culture seeks to promote proactive risk management and putting the customer first by implementing an ongoing program of training, performance management, and regular communication. Our risk culture also depends on the “tone at the top” set by our Board, CEO, and Operating Committee members. Through oversight of the three lines of defense, the Board and the Operating Committee are the starting point for establishing and reinforcing our risk culture and have overall and ultimate responsibility for oversight of our risks, which they carry out through committees with specific risk management functions.

Board Oversight of Risk

The Board performs its risk oversight function primarily through its seven standing committees, all of which report to the full Board. Each of the Board’s committees is responsible for oversight of specific risks, including reputation risks, as outlined in each of their charters and as summarized on the following chart. The Risk Committee assists the Board and its other committees by, among other things, helping to ensure end-to-end ownership of oversight of all risk issues in one Board committee, overseeing risk across the entire Company and across all risk types, and by reviewing and monitoring the Company’s overall risk appetite. To facilitate discussion and communication about enterprise-wide risk matters and avoid unnecessary duplication, the Risk Committee’s members consist of the chairs of each of the Board’s other committees.

Risk Management – Credit Risk  Management (continued)

Management’s Oversight of Risk

The Board and its committees work closely with management in overseeing risk. Each Board committee receives reports and information regarding risk issues directly from management. Managers are accountable for managing risks through day-to-day operations and, in some cases, management committees have been established to inform the risk management framework and provide governance and advice regarding management functions. These committees include:

•         The Operating Committee, which meets weekly to, among other things, discuss strategic, operational and risk issues at the enterprise level.

•         The Enterprise Risk Management Committee (ERMC), which meets regularly during the year and reviews significant and emerging risk topics and high-risk business initiatives, particularly those that may result in additional regulatory or reputational risk.

•         The Asset and Liability Committee (ALCO), which is responsible for enterprise-wide oversight of the Company's balance sheet, interest rate exposure, market risks, liquidity, and capital. The committee provides guidance and recommendations to management and the Board related to risk management for these areas.

•         The Market Risk Committee, which provides oversight of the Company’s market risk exposures to ensure significant market risks throughout the Company are identified, measured and monitored in accordance with the Company’s stated risk appetite.

•         The Compliance and Operational Risk Committee (CORC), which provides a forum for senior risk managers to focus on enterprise-wide compliance and operational risk issues, and provides leadership and direction in evaluating management of operational risks, establishing priorities, and fostering collaboration and coordination of risk management activities across the Company.

•         The Regulatory Compliance Risk Management Committee (RCRM), which provides a forum for senior compliance managers to provide leadership, direction, and assessment of the management of enterprise-wide regulatory risks, and to escalate such risks to the chief compliance officer as necessary

•         The Corporate Allowance for Credit Losses Approval Committee, which reviews the process and supporting analytics for allowance for loan and lease losses and the allowance for unfunded credit commitments to help ensure allowances for credit losses are maintained at adequate levels in conformity with generally accepted accounting principles and regulatory guidelines.

These committees help management facilitate enterprise-wide understanding and monitoring of risks and challenges faced by the Company. Management’s corporate risk organization, which is part of the second line of defense, is headed by the Company’s Chief Risk Officer who, among other things, provides oversight, opines on the performance and strategy of all risks taken by the businesses, and provides credible challenge to risks incurred. The Chief Risk Officer, as well as the Chief Enterprise, Credit, Market, and Operational Risk Officers as his or her direct reports, work closely with the Board’s committees and frequently provide reports and updates to the committees and the committee chairs on risk issues during and outside of regular committee meetings, as appropriate. The full Board receives reports at each of its meetings from the committee chairs about committee activities, including risk oversight matters, and receives a quarterly report from the ERMC regarding current or emerging risk issues.

Further discussion and specific examples of reporting, measurement and monitoring techniques we use in each risk area are included within the subsequent sub-sections of the Risk Management section in this Report.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes or systems, or resulting from external events or third parties. Information security is a significant operational risk for financial institutions such as Wells Fargo, and includes the risk of losses resulting from cyber attacks. Wells Fargo and reportedly other financial institutions continue to be the target of various evolving and adaptive denial-of-service or other cyber attacks as part of what appears to be a coordinated effort to disrupt the operations of financial institutions and potentially test their cybersecurity capabilities. Wells Fargo has not experienced any material losses relating to these or other cyber attacks. Cybersecurity and the continued development and enhancement of our controls, processes and systems to protect our networks, computers, software, and data from attack, damage or unauthorized access remain a priority for Wells Fargo. See the “Risk Factors” section in this Report for additional information regarding the risks associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyber attacks.

Risk Management – Credit Risk  Management (continued)

Credit Risk Management

Loans represent the largest component of assets on our balance sheet and their related credit risk is a significant risk we manage. We define credit risk as the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Table 16 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 16: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

	December 31,
(in millions)	2013	2012
Commercial:
Commercial and industrial	$197,210	187,759
Real estate mortgage	107,100	106,340
Real estate construction	16,747	16,904
Lease financing	12,034	12,424
Foreign (1)	47,665	37,771
Total commercial	380,756	361,198
Consumer:
Real estate 1-4 family first mortgage	258,497	249,900
Real estate 1-4 family junior lien mortgage	65,914	75,465
Credit card	26,870	24,640
Automobile	50,808	45,998
Other revolving credit and installment	42,954	42,373
Total consumer	445,043	438,376
Total loans	$825,799	799,574

(1)	Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower’s primary address is outside of the United States.

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

A key to our credit risk management is adherence to a well-controlled underwriting process, which we believe is appropriate for the needs of our customers as well as investors who purchase the loans or securities collateralized by the loans.

Credit Quality Overview  Credit quality continued to improve during 2013 due in part to improving economic conditions as well as our proactive credit risk management activities. The improvement occurred for both commercial and consumer portfolios as evidenced by their credit metrics:

•      Nonaccrual loans decreased to $3.5 billion and $12.2 billion in our commercial and consumer portfolios, respectively, at December 31, 2013, from $5.8 billion and $14.7 billion at December 31, 2012. Nonaccrual loans represented 1.90% of total loans at December 31, 2013, compared with 2.56% at December 31, 2012.

•      Net charge-offs as a percentage of average total loans improved to 0.56% in 2013 compared with 1.17% a year ago and were 0.06% and 0.98% in our commercial and consumer portfolios, respectively, compared with 0.35% and 1.84% in  2012.

•      Loans that are not government insured/guaranteed and 90 days or more past due and still accruing decreased to $143 million and $902 million in our commercial and consumer portfolios, respectively, at December 31, 2013, from $303 million and $1.1 billion at December 31, 2012.

In addition to credit metric improvements we saw improvement in various economic indicators such as home prices that influenced our evaluation of the allowance and provision for credit losses. Accordingly:

•      Our provision for credit losses decreased to $2.3 billion in 2013 from $7.2 billion in 2012.

•      The allowance for credit losses decreased to $15.0 billion at December 31, 2013 from $17.5 billion at December 31, 2012.

Additional information on our loan portfolios and our credit quality trends follows.

Non-Strategic and Liquidating Loan Portfolios  We continually evaluate and modify our credit policies to address appropriate levels of risk. We may designate certain portfolios and loan products as non-strategic or liquidating after we cease their continued origination and actively work to limit losses and reduce our exposures.

Table 17 identifies our non-strategic and liquidating loan portfolios. They consist primarily of the Pick-a-Pay mortgage portfolio and PCI loans acquired from Wachovia, certain portfolios from legacy Wells Fargo Home Equity and Wells Fargo Financial, and our education finance government guaranteed loan portfolio. The total balance of our non-strategic and liquidating loan portfolios has decreased 58% since the merger with Wachovia at December 31, 2008, and decreased 14% from the end of 2012.

The home equity portfolio of loans generated through third party channels is designated as liquidating. Additional information regarding this portfolio, as well as the liquidating PCI and Pick-a-Pay loan portfolios, is provided in the discussion of loan portfolios that follows.

Table 17: Non-Strategic and Liquidating Loan Portfolios

	Outstanding balance
	December 31,
(in millions)	2013	2012	2008
Commercial:
Legacy Wachovia commercial and industrial, CRE and foreign PCI loans (1)	$2,013	3,170	18,704
Total commercial	2,013	3,170	18,704
Consumer:
Pick-a-Pay mortgage (1)	50,971	58,274	95,315
Liquidating home equity	3,695	4,647	10,309
Legacy Wells Fargo Financial indirect auto	207	830	18,221
Legacy Wells Fargo Financial debt consolidation	12,893	14,519	25,299
Education Finance - government guaranteed	10,712	12,465	20,465
Legacy Wachovia other PCI loans (1)	375	657	2,478
Total consumer	78,853	91,392	172,087
Total non-strategic and liquidating loan portfolios	$80,866	94,562	190,791

(1)	Net of purchase accounting adjustments related to PCI loans.

Risk Management – Credit Risk  Management (continued)

PURCHASED CREDIT-IMPAIRED (PCI) Loans  Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. The carrying value of PCI loans totaled  $26.7 billion at December 31, 2013, down from $31.0 billion and $58.8 billion at December 31, 2012 and 2008, respectively. Such loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. The accretable yield at December 31, 2013, was $17.4 billion, which reflects a revision from the $19.1 billion reported in our earnings release, filed January 14, 2014, on Form 8-K. This revision primarily reflects a correction of our projected cash flow estimates for our Pick-a-Pay portfolio related to the anticipated volume of future modifications and defaults on modified loans. As a result, the estimated weighted-average life of our projected cash flow estimates for our Pick-a-Pay portfolio declined from 14.0 years to 12.7 years.

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

During 2013, we recognized as income $91 million released from the nonaccretable difference related to commercial PCI loans due to payoffs and other resolutions. We also transferred $971 million from the nonaccretable difference to the accretable yield for PCI loans with improving credit-related cash flows and absorbed $751 million of losses in the nonaccretable difference from loan resolutions and write-downs. Our cash flows expected to be collected have been favorably affected by lower than expected defaults and losses as a result of observed economic strengthening, particularly in housing prices, and by our loan modification efforts. See the “Real Estate 1-4 Family First and Junior Lien Mortgage Loans” section in this Report for additional information. Table 18 provides an analysis of changes in the nonaccretable difference.

Table 18: Changes in Nonaccretable Difference for PCI Loans

			Other
(in millions)	Commercial	Pick-a-Pay	consumer	Total
Balance, December 31, 2008	$10,410	26,485	4,069	40,964
Addition of nonaccretable difference due to acquisitions	188	-	-	188
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(1,345)	-	-	(1,345)
Loans resolved by sales to third parties (2)	(299)	-	(85)	(384)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(1,216)	(2,383)	(614)	(4,213)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(6,809)	(14,976)	(2,718)	(24,503)
Balance, December 31, 2011	929	9,126	652	10,707
Addition of nonaccretable difference due to acquisitions	7	-	-	7
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(81)	-	-	(81)
Loans resolved by sales to third parties (2)	(4)	-	-	(4)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(315)	(648)	(178)	(1,141)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(114)	(2,246)	(164)	(2,524)
Balance, December 31, 2012	422	6,232	310	6,964
Addition of nonaccretable difference due to acquisitions	18	-	-	18
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(86)	-	-	(86)
Loans resolved by sales to third parties (2)	(5)	-	-	(5)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(74)	(866)	(31)	(971)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(10)	(662)	(79)	(751)
Balance, December 31, 2013	$265	4,704	200	5,169

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

(4)

Write-downs to net realizable value of PCI loans are absorbed by the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan. Also includes foreign exchange adjustments related to underlying principal for which the nonaccretable difference was established.

Since December 31, 2008, we have released $8.2 billion in nonaccretable difference, including $6.3 billion transferred from the nonaccretable difference to the accretable yield and $1.9 billion released to income through loan resolutions. Also, we have provided $1.7 billion for losses on certain PCI loans or pools of PCI loans that have had credit-related decreases to cash flows expected to be collected. The net result is a $6.5 billion reduction from December 31, 2008, through December 31, 2013, in our initial projected losses of $41.0 billion on all PCI loans.

At December 31, 2013, the allowance for credit losses on certain PCI loans was $30 million. The allowance is to absorb credit-related decreases in cash flows expected to be collected and primarily relates to individual PCI commercial loans. Table 19 analyzes the actual and projected loss results on PCI loans since acquisition through December 31, 2013.

For additional information on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Risk Management – Credit Risk  Management (continued)

Table 19: Actual and Projected Loss Results on PCI Loans Since Acquisition of Wachovia

				Other
(in millions)		Commercial	Pick-a-Pay	consumer	Total
Release of nonaccretable difference due to:
	Loans resolved by settlement with borrower (1)	$1,512	-	-	1,512
	Loans resolved by sales to third parties (2)	308	-	85	393
	Reclassification to accretable yield for loans with improving credit-related cash flows (3)	1,605	3,897	823	6,325
	Total releases of nonaccretable difference due to better than expected losses	3,425	3,897	908	8,230
Provision for losses due to credit deterioration (4)		(1,641)	-	(107)	(1,748)
	Actual and projected losses on PCI loans less than originally expected	$1,784	3,897	801	6,482

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

Significant Loan Portfolio Reviews   Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, FICO scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information.

Commercial AND INDUSTRIAL Loans and Lease Financing  For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. Table 20 summarizes commercial and industrial loans and lease financing by industry with the related nonaccrual totals. We generally subject commercial and industrial loans and lease financing to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided between special mention, substandard and doubtful categories.

The commercial and industrial loans and lease financing portfolio, which totaled $209.2 billion or 25% of total loans at December 31, 2013,  generally experienced credit improvement in 2013. The net charge-off rate for this portfolio declined to 0.18% in 2013 from 0.46% in 2012. At December 31, 2013, 0.37% of this portfolio was nonaccruing compared with 0.72% at December 31, 2012.  In addition, $15.5 billion of this portfolio was rated as criticized in accordance with regulatory guidance at December 31, 2013, down from $19.0 billion at December 31, 2012.

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

Table 20: Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2013
				% of
	Nonaccrual	Total		total
(in millions)	loans	portfolio	(1)	loans
Investors	$17	19,627		2%
Cyclical Retailers	25	15,112		2
Oil & Gas	67	14,102		2
Food and beverage	45	12,719		2
Financial Institutions	44	12,055		1
Healthcare	39	11,608		1
Real Estate Lessor	16	11,242		1
Industrial Equipment	6	10,483		1
Technology	7	7,386		1
Transportation	7	5,936		1
Public Administration	16	5,832		1
Business Services	34	5,798		1
Other	444	77,344	(2)	9
Total	$767	209,244		25%

*     Less than 1%.

(1)  Includes $215 million PCI loans, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(2)  No other single category had loans in excess of $4.8 billion.

Risk mitigation actions, including the restructuring of repayment terms, securing collateral or guarantees, and entering into extensions, are based on a re-underwriting of the loan and our assessment of the borrower’s ability to perform under the agreed-upon terms. Extension terms generally range from six to thirty-six months and may require that the borrower provide additional economic support in the form of partial repayment, or additional collateral or guarantees. In cases where the value of collateral or financial condition of the borrower is insufficient to repay our loan, we may rely upon the support of an outside repayment guarantee in providing the extension.

Our ability to seek performance under a guarantee is directly related to the guarantor’s creditworthiness, capacity and willingness to perform, which is evaluated on an annual basis, or more frequently as warranted. Our evaluation is based on the most current financial information available and is focused on various key financial metrics, including net worth, leverage, and current and future liquidity. We consider the guarantor’s reputation, creditworthiness, and willingness to work with us based on our analysis as well as other lenders’ experience with the guarantor. Our assessment of the guarantor’s credit strength is reflected in our loan risk ratings for such loans. The loan risk rating and accruing status are important factors in our allowance methodology.

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

At the time of any modification of terms or extensions of maturity, we evaluate whether the loan should be classified as a TDR, and account for it accordingly. For more information on TDRs, see “Troubled Debt Restructurings” later in this section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Commercial Real Estate (CRE)  The CRE portfolio totaled $123.8 billion, or 15% of total loans at December 31, 2013, and consisted of $107.1 billion of mortgage loans and $16.7 billion of construction loans. Table 21 summarizes CRE loans by state and property type with the related nonaccrual totals. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of combined CRE loans are in California (28% of the total CRE portfolio), and in Florida and Texas (8% in each state). By property type, the largest concentrations are office buildings at 28% and apartments at 13% of the portfolio. CRE nonaccrual loans totaled 2.2% of the CRE outstanding balance at December 31, 2013, compared with 3.5% at December 31, 2012.  At December 31, 2013, we had $11.8 billion of criticized CRE mortgage loans, down from $18.8 billion at December 31, 2012, and $2.0 billion of criticized CRE construction loans, down from $4.5 billion at December 31, 2012. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for additional information on criticized loans.

At December 31, 2013, the recorded investment in PCI CRE loans totaled $1.6 billion, down from $12.3 billion when acquired at December 31, 2008, reflecting principal payments, loan resolutions and write-downs.

Table 21: CRE Loans by State and Property Type

	December 31, 2013
	Real estate mortgage			Real estate construction			Total			% of
	Nonaccrual	Total		Nonaccrual	Total		Nonaccrual	Total		total
(in millions)	loans	portfolio	(1)	loans	portfolio	(1)	loans	portfolio	(1)	loans
By state:
California	$536	30,854		50	3,550		586	34,404		4%
Florida	303	8,971		49	1,426		352	10,397		1
Texas	166	8,598		23	1,673		189	10,271		1
New York	48	6,610		5	1,188		53	7,798		1
North Carolina	148	4,058		26	971		174	5,029		1
Arizona	104	3,992		7	422		111	4,414		1
Virginia	77	2,742		6	1,054		83	3,796		1
Washington	30	3,244		3	423		33	3,667		*
Georgia	153	3,026		45	453		198	3,479		*
Colorado	39	2,829		7	602		46	3,431		*
Other	648	32,176		195	4,985		843	37,161	(2)	5
Total	$2,252	107,100		416	16,747		2,668	123,847		15%
By property:
Office buildings	$572	32,294		49	2,030		621	34,324		4%
Apartments	139	10,606		3	4,883		142	15,489		2
Industrial/warehouse	367	12,038		-	732		367	12,770		2
Retail (excluding shopping center)	278	11,627		22	890		300	12,517		2
Real estate - other	272	10,709		5	335		277	11,044		1
Hotel/motel	93	8,919		10	792		103	9,711		1
Shopping center	184	8,042		9	880		193	8,922		1
Institutional	77	2,850		-	430		77	3,280		1
Land (excluding 1-4 family)	7	80		97	2,992		104	3,072		*
Agriculture	45	2,295		-	29		45	2,324		*
Other	218	7,640		221	2,754		439	10,394		1
Total	$2,252	107,100		416	16,747		2,668	123,847		15%

*	Less than 1%.
(1)

Includes a total of $1.6 billion PCI loans, consisting of $1.1 billion of real estate mortgage and $433 million of real estate construction, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(2)	Includes 40 states; no state had loans in excess of $2.8 billion.

FOREIGN Loans and country risk exposure   We classify loans for financial statement and certain regulatory purposes as foreign primarily based on whether the borrower’s primary address is outside of the United States. At December 31, 2013, foreign loans totaled $47.7 billion, representing approximately 6% of our total consolidated loans outstanding, compared with $37.8 billion, or approximately 5% of total consolidated loans outstanding, at December 31, 2012. A significant portion of the growth in foreign loans was due to the acquisition of CRE loans in the U.K. in third quarter 2013. Foreign loans were approximately 3% of our

Risk Management – Credit Risk  Management (continued)

consolidated total assets at December 31, 2013 and at December 31, 2012.

Our foreign country risk monitoring process incorporates frequent dialogue with our financial institution customers, counterparties and regulatory agencies, enhanced by centralized monitoring of macroeconomic and capital markets conditions in the respective countries. We establish exposure limits for each country through a centralized oversight process based on customer needs, and in consideration of relevant economic, political, social, legal, and transfer risks. We monitor exposures closely and adjust our country limits in response to changing conditions.

We evaluate our individual country risk exposure on an ultimate country of risk basis, which is normally based on the country of residence of the guarantor or collateral location, and is different from the reporting based on the borrower’s primary address. Our largest single foreign country exposure on an ultimate risk basis at December 31, 2013, was the United Kingdom, which totaled $21.1 billion, or approximately 1% of our total assets, and included $3.0 billion of sovereign claims. Our United Kingdom sovereign claims arise primarily from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.

We conduct periodic stress tests of our significant country risk exposures, analyzing the direct and indirect impacts on the risk of loss from various macroeconomic and capital markets scenarios. We do not have significant exposure to foreign country risks because our foreign portfolio is relatively small. However, we have identified exposure to increased loss from U.S. borrowers associated with the potential impact of a regional or worldwide economic downturn on the U.S. economy. We mitigate these potential impacts on the risk of loss through our normal risk management processes which include active monitoring and, if necessary, the application of aggressive loss mitigation strategies.

Table 22 provides information regarding our top 20 exposures by country (excluding the U.S.) and our Eurozone exposure, on an ultimate risk basis.

Table 22: Select Country Exposures

	Lending (1)		Securities (2)		Derivatives and other (3)		Total exposure
		Non-		Non-		Non-		Non-
(in millions)	Sovereign	sovereign	Sovereign	sovereign	Sovereign	sovereign	Sovereign	sovereign (4)	Total
December 31, 2013
Top 20 country exposures:
United Kingdom	$3,031	10,024	1	7,120	-	911	3,032	18,055	21,087
Canada	-	6,636	-	4,778	-	575	-	11,989	11,989
China	-	5,575	-	55	3	1	3	5,631	5,634
Brazil	-	2,751	-	13	-	-	-	2,764	2,764
Germany	66	1,470	-	788	-	137	66	2,395	2,461
Netherlands	-	1,784	-	401	-	40	-	2,225	2,225
Switzerland	-	1,251	-	351	-	440	-	2,042	2,042
Bermuda	-	1,775	-	77	-	42	-	1,894	1,894
France	-	519	-	1,192	-	152	-	1,863	1,863
Turkey	-	1,653	-	-	-	-	-	1,653	1,653
Australia	-	913	-	664	-	11	-	1,588	1,588
South Korea	-	1,381	-	51	12	-	12	1,432	1,444
India	-	1,266	7	140	-	-	7	1,406	1,413
Chile	-	1,265	-	18	-	57	-	1,340	1,340
Luxembourg	-	1,065	-	105	-	6	-	1,176	1,176
Mexico	-	1,131	-	38	5	1	5	1,170	1,175
Ireland	34	940	-	154	2	25	36	1,119	1,155
Russia	-	754	-	32	-	-	-	786	786
Spain	-	714	-	62	-	-	-	776	776
Taiwan	-	754	-	1	-	2	-	757	757
Total top 20 country exposures	$3,131	43,621	8	16,040	22	2,400	3,161	62,061	65,222

Eurozone exposure:
Eurozone countries included in Top 20 above (5)	$100	6,492	-	2,702	2	360	102	9,554	9,656
Austria	103	331	-	2	-	2	103	335	438
Italy	-	242	-	86	-	-	-	328	328
Belgium	-	115	-	50	-	8	-	173	173
Other Eurozone countries (6)	-	55	-	25	26	2	26	82	108
Total Eurozone exposure	$203	7,235	-	2,865	28	372	231	10,472	10,703

(1)

Lending exposure includes funded loans and unfunded commitments, leveraged leases, and money market placements presented on a gross basis prior to the deduction of impairment allowance and collateral received under the terms of the credit agreements. For the countries listed above, includes $472 million in PCI loans, predominantly to customers in Germany and the United Kingdom, and $2.0 billion in defeased leases secured largely by U.S. Treasury and government agency securities, or government guaranteed.

(2)	Represents issuer exposure on cross-border debt and equity securities.
(3)

Represents counterparty exposure on foreign exchange and derivative contracts, and securities resale and lending agreements. This exposure is presented net of counterparty netting adjustments and reduced by the amount of cash collateral. It includes credit default swaps (CDS) predominantly used to manage our U.S. and London-based cash credit trading businesses, which sometimes results in selling and purchasing protection on the identical reference entity. Generally, we do not use market instruments such as CDS to hedge the credit risk of our investment or loan positions, although we do use them to manage risk in our trading businesses. At December 31, 2013, the gross notional amount of our CDS sold that reference assets in the Top 20 or Eurozone countries was $5.4 billion, which was offset by the notional amount of CDS purchased of $5.4 billion. We did not have any CDS purchased or sold that reference pools of assets that contain sovereign debt or where the reference asset was solely the sovereign debt of a foreign country.

(4)	For countries presented in the table, total non-sovereign exposure comprises $30.8 billion exposure to financial institutions and $32.2 billion to non-financial corporations at December 31, 2013.
(5)	Consists of exposure to Germany, Netherlands, France, Luxembourg, Ireland and Spain included in Top 20.
(6)

Includes non-sovereign exposure to Greece, Cyprus and Portugal in the amount of $1 million, $7 million and $39 million, respectively. We had no sovereign debt exposure to these countries at December 31, 2013.

Real Estate 1-4 Family FIRST AND JUNIOR LIEN Mortgage Loans  Our real estate 1-4 family first and junior lien mortgage loans primarily include loans we have made to customers and retained as part of our asset liability management strategy. These loans include the Pick-a-Pay portfolio acquired from Wachovia and the home equity portfolio, which are discussed later in this Report. These loans also include other purchased loans and loans included on our balance sheet due to the adoption of consolidation accounting guidance related to variable interest entities (VIEs).

Our underwriting and periodic review of loans secured by residential real estate collateral includes appraisals or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. AVMs are generally used in underwriting to support property values on loan originations only where the loan amount is under $250,000. We generally require property visitation appraisals by a qualified independent appraiser for larger residential property loans.

Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 15% of total loans at December 31, 2013, compared with 18% at December 31, 2012.

We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our owned mortgage loan portfolios. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. Our liquidating option ARM loans are included in the Pick-a-Pay portfolio which was acquired from Wachovia. Since our acquisition of the Pick-a-Pay loan portfolio at the end of 2008, we have reduced the option payment portion of the portfolio, from 86% to 44% at December 31, 2013. For more information, see the “Pick-a-Pay Portfolio” section in this Report.

We continue to modify real estate 1-4 family mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Loans are underwritten at the time of the modification in accordance with underwriting guidelines established for governmental and proprietary loan modification programs. As a participant in the U.S. Treasury’s Making Home Affordable (MHA) programs, we are focused on helping customers stay in their homes. The MHA programs

Risk Management – Credit Risk  Management (continued)

create a standardization of modification terms including incentives paid to borrowers, servicers, and investors. MHA includes the Home Affordable Modification Program (HAMP) for first lien loans and the Second Lien Modification Program (2MP) for junior lien loans. Under both our proprietary programs and the MHA programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. Once the loan enters a trial period or permanent modification, it is accounted for as a TDR. See the “Critical Accounting Policies – Allowance for Credit Losses” section in this Report for discussion on how we determine the allowance attributable to our modified residential real estate portfolios.

Real estate 1-4 family first and junior lien mortgage loans by state are presented in Table 23. Our real estate 1-4 family mortgage loans to borrowers in California represented approximately 13% of total loans at December 31, 2013, located mostly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 3% of total loans. We monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.

We monitor the credit performance of our junior lien mortgage portfolio for trends and factors that influence the frequency and severity of loss. In 2012, we aligned our nonaccrual reporting with Interagency Guidance issued by bank regulators so that a junior lien is reported as a nonaccrual loan if the related first lien is 120 days past due or is in the process of foreclosure, regardless of delinquency status. Additionally, in third quarter 2012, we aligned our nonaccrual and troubled debt reclassification policies in accordance with guidance in the Office of the Comptroller of the Currency (OCC) update to the Bank Accounting Advisory Series (OCC Guidance), which requires consumer loans discharged in bankruptcy to be written down to net realizable collateral value and classified as nonaccrual TDRs, regardless of their delinquency status.

Table 23: Real Estate 1-4 Family First and Junior Lien Mortgage Loans by State

	December 31, 2013
	Real estate	Real estate	Total real
	1-4 family	1-4 family	estate 1-4	% of
	first	junior lien	family	total
(in millions)	mortgage	mortgage	mortgage	loans
PCI loans:
California	$16,228	31	16,259	2%
Florida	1,884	21	1,905	*
New Jersey	1,007	16	1,023	*
Other (1)	4,981	55	5,036	1
Total PCI loans	$24,100	123	24,223	3%
All other loans:
California	$71,422	18,325	89,747	11%
Florida	14,872	5,943	20,815	2
New York	14,338	2,877	17,215	2
New Jersey	10,122	5,107	15,229	2
Virginia	6,850	3,532	10,382	1
Pennsylvania	5,925	3,160	9,085	1
North Carolina	5,978	2,848	8,826	1
Texas	7,770	944	8,714	1
Georgia	4,830	2,618	7,448	1
Other (2)	61,553	20,437	81,990	10
Government insured/
guaranteed loans (3)	30,737	-	30,737	4
Total all other loans	$234,397	65,791	300,188	36%
Total	$258,497	65,914	324,411	39%

*     Less than 1%.

(1)  Consists of 45 states; no state had loans in excess of $614 million.

(2)  Consists of 41 states; no state had loans in excess of $7.1 billion.

(3)  Represents loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).

Part of our credit monitoring includes tracking delinquency, FICO scores and collateral values (LTV/CLTV) on the entire real estate 1-4 family mortgage loan portfolio. These credit risk indicators, which exclude government insured/guaranteed loans, continued to improve in fourth quarter 2013 on the non-PCI mortgage portfolio. Loans 30 days or more delinquent at December 31, 2013, totaled $11.9 billion, or 4%, of total non-PCI mortgages, compared with $15.5 billion, or 5%, at December 31, 2012. Loans with FICO scores lower than 640 totaled $31.5 billion at December 31, 2013, or 10% of total non-PCI mortgages, compared with $37.7 billion, or 13%, at December 31, 2012. Mortgages with a LTV/CLTV greater than 100% totaled $34.3 billion at December 31, 2013, or 11% of total non-PCI mortgages, compared with $58.7 billion, or 20%, at December 31, 2012. Information regarding credit risk indicators can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Pick‑a‑Pay Portfolio  The Pick-a-Pay portfolio was one of the consumer residential first mortgage portfolios we acquired from Wachovia and a majority of the portfolio was identified as PCI loans.

The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), and also includes loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans throughout this Report. Real estate 1-4 family junior lien mortgages and lines of credit associated with Pick-a-Pay loans are reported in the home equity portfolio. Table 24 provides balances by types of loans as of December 31, 2013, as a result of modification efforts, compared to the types of loans included in the portfolio at acquisition. Total adjusted unpaid principal balance of PCI Pick-a-Pay loans was $28.8 billion at December 31, 2013, compared with $61.0 billion at acquisition. Modification efforts have largely involved option payment PCI loans, which, based on adjusted unpaid principal balance, have declined to 17% of the total Pick-a-Pay portfolio at December 31, 2013, compared with 51% at acquisition.

Table 24: Pick-a-Pay Portfolio - Comparison to Acquisition Date

	December 31,
	2013		2008
	Adjusted		Adjusted
	unpaid		unpaid
	principal		principal
(in millions)	balance (1)	% of total	balance (1)	% of total
Option payment loans	$24,420	44%	$99,937	86%
Non-option payment adjustable-rate
and fixed-rate loans (2)	7,892	14	15,763	14
Full-term loan modifications	23,509	42	-	-
Total adjusted unpaid principal balance (2)	$55,821	100%	$115,700	100%
Total carrying value	$50,971		$95,315

(1)

Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

(2)	Includes loans refinanced under the Consumer Relief Refinance Program.

Pick-a-Pay loans may have fixed or adjustable rates with payment options that include a minimum payment, an interest-only payment or fully amortizing payment (both 15 and 30 year options). Total interest deferred due to negative amortization on Pick-a-Pay loans was $902 million at December 31, 2013, and $1.4 billion at December 31, 2012. Approximately 93% of the Pick-a-Pay customers making a minimum payment in December 2013 did not defer interest, compared with 90% in December 2012.

Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. The majority of the Pick-a-Pay portfolio has a cap of 125% of the original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or generally the 10-year anniversary of the loan. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term.

Due to the terms of the Pick-a-Pay portfolio, there is little recast risk in the near term where borrowers will have a payment change over 7.5%. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balances of loans to recast based on reaching the principal cap and also experiencing a payment change over the annual 7.5% reset: $40 million in 2014, $69 million in 2015 and $45 million in 2016. In addition, in a flat rate environment, we would expect the following balances of loans to start fully amortizing due to reaching their recast anniversary date and also having a payment change over the annual 7.5% reset: $211 million in 2014, $411 million in 2015 and $470 million in 2016. In 2013, the amount of loans reaching their recast anniversary date and also having a payment change over the annual 7.5% reset was $36 million.

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

Risk Management – Credit Risk  Management (continued)

Table 25: Pick-a-Pay Portfolio (1)

	December 31, 2013
	PCI loans				All other loans
				Ratio of		Ratio of
	Adjusted			carrying		carrying
	unpaid	Current		value to		value to
	principal	LTV	Carrying	current	Carrying	current
(in millions)	balance (2)	ratio (3)	value (4)	value (5)	value (4)	value (5)
California	$19,797	89%	$16,213	72%	$13,219	65%
Florida	2,395	98	1,827	69	2,764	80
New Jersey	1,029	87	974	74	1,770	74
New York	609	84	592	73	797	73
Texas	266	70	241	62	1,081	56
Other states	4,704	89	4,001	74	7,492	75
Total Pick-a-Pay loans	$28,800		$23,848		$27,123

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2013.
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

In 2013, we completed more than 11,800 proprietary and Home Affordability Modification Program (HAMP) Pick-a-Pay loan modifications. We have completed more than 123,000 modifications since the Wachovia acquisition, resulting in $5.8 billion of principal forgiveness to our Pick-a-Pay customers as well as an additional $229 million of conditional forgiveness that can be earned by borrowers through performance over a three year period.

Due to better than expected performance observed on the Pick-a-Pay PCI portfolio compared with the original acquisition estimates, we have reclassified $3.9 billion from the nonaccretable difference to the accretable yield since acquisition, including $866 million in 2013. Our cash flows expected to be collected have been favorably affected by lower expected defaults and losses as a result of observed and forecasted economic strengthening, particularly in housing prices, and our loan modification efforts. These factors are expected to reduce the frequency and severity of defaults and keep these loans performing for a longer period, thus increasing future principal and interest cash flows. The resulting increase in the accretable yield will be realized over the remaining life of the portfolio, which is estimated to have a weighted-average remaining life of approximately 12.7 years at December 31, 2013. The accretable yield percentage at December 31, 2013 was 4.98%, up from 4.70% at the end of 2012 due to increased cash flows from improved economic outlook and credit trends. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio, which will be affected by the pace and degree of improvements in the U.S. economy and housing markets and projected lifetime performance resulting from loan modification activity. Changes in the projected timing of cash flow events, including loan liquidations, modifications and short sales, can also affect the accretable yield rate and the estimated weighted-average life of the portfolio.

The Pick-a-Pay portfolio includes a significant portion of our PCI loans. For further information on the judgment involved in estimating expected cash flows for PCI loans,  see the “Critical Accounting Policies – Purchased Credit-Impaired Loans” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Home Equity Portfolios  Our home equity portfolios consist of real estate 1-4 family junior lien mortgages and first and junior lien lines of credit secured by real estate. Our first lien lines of credit represent 22% of our home equity portfolio and are included in real estate 1-4 family first mortgages. The majority of our junior lien loan products are amortizing payment loans with fixed interest rates and repayment periods between five to 30 years.

Our first and junior lien lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of outstanding principal balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. Certain lines and loans have been structured with a balloon payment, which requires full repayment of the outstanding balance at the end of the term period. The conversion of lines or loans to fully amortizing or balloon payoff may result in a significant payment increase, which can affect some borrowers’ ability to repay the outstanding balance.

The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw or term period. We have considered this increased inherent risk in our allowance for credit loss estimate.

In anticipation of our borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.

Table 26 reflects the outstanding balance of our home equity portfolio segregated into scheduled end of draw or end of term periods and products that are currently amortizing, or in balloon repayment status. It excludes real estate 1-4 family first lien line reverse mortgages, which total $2.4 billion, because they are predominantly insured by the FHA, and it excludes PCI loans, which total $156 million, because their losses were generally reflected in our nonaccretable difference established at the date of acquisition.

Table 26: Home Equity Portfolios Payment Schedule

			Scheduled end of draw / term
	Outstanding balance						2019 and
(in millions)	December 31, 2013	2014	2015	2016	2017	2018	thereafter (1)	Amortizing
Home equity lines secured by real estate:
Junior residential lines	$57,379	3,174	6,107	7,621	7,685	4,202	25,472	3,118
First residential lines	18,326	983	1,361	1,081	1,051	1,207	11,852	791
Total residential lines (2)(3)	75,705	4,157	7,468	8,702	8,736	5,409	37,324	3,909
Junior loans (4)	8,425	10	102	136	141	15	1,466	6,555
Total	$84,130	4,167	7,570	8,838	8,877	5,424	38,790	10,464
% of portfolios	100%	5	9	11	11	6	46	12

(1)

The annual scheduled end of draw or term ranges from $2.0 billion to $10.9 billion per year for 2019 and thereafter. The loans that convert in 2025 and thereafter have draw periods that generally extend to 15 or 20 years.

(2)	Lines in their draw period are predominantly interest-only. The unfunded credit commitments total $73.6 billion at December 31, 2013.
(3)

Includes scheduled end-of-term balloon payments totaling $890 million, $525 million, $348 million, $436 million, $601 million and $1.3 billion for 2014, 2015, 2016, 2017, 2018, 2019 and thereafter, respectively. Amortizing lines include $125 million of end-of-term balloon payments, which are past due. At December 31, 2013, $274 million, or 7% of outstanding lines of credit that are amortizing, are 30 or more days past due compared to $1.5 billion, or 2% for lines in their draw period.

(4)

Junior loans within the term period predominantly represent principal and interest products that require a balloon payment upon the end of the loan term. Amortizing junior loans include $70 million of balloon loans that have reached end of term and are now past due.

Risk Management – Credit Risk  Management (continued)

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

Table 27 summarizes delinquency and loss rates for our junior lien mortgages and lines by the holder of the first lien.

Table 27: Home Equity Portfolios Performance by Holder of 1st Lien (1)

			% of loans		Loss rate
			two payments		(annualized)
	Outstanding balance (2)		or more past due		quarter ended
	December 31,		December 31,		Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(in millions)	2013	2012	2013	2012	2013	2013	2013	2013	2012 (3)
Junior lien mortgages and lines behind:
Wells Fargo owned or
serviced first lien	$32,683	37,913	2.37%	2.65	1.35	1.60	2.08	2.46	3.81
Third party first lien	33,121	37,417	2.54	2.86	1.38	1.65	2.00	2.48	3.15
Total junior lien mortgages and lines	65,804	75,330	2.45	2.75	1.36	1.62	2.04	2.47	3.48
First lien lines	18,326	19,744	3.00	3.08	0.41	0.41	0.56	0.61	1.00
Total	$84,130	95,074	2.57	2.82	1.16	1.36	1.72	2.08	2.97

(1)			Excludes both real estate 1-4 family first lien line reverse mortgages predominantly insured by the FHA and PCI loans.
(2)			Includes $1.2 billion and $1.3 billion at December 31, 2013 and 2012, respectively, associated with the Pick-a-Pay portfolio.
(3)

Reflects the impact of the OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be written down to net realizable collateral value, regardless of their delinquency status. The junior lien loss rates for third quarter 2012 reflect losses based on estimates of collateral value to implement the OCC guidance, which were then adjusted in the fourth quarter to reflect actual appraisals. Fourth quarter 2012 losses on the junior liens where Wells Fargo owns or services the first lien were elevated primarily due to the OCC guidance.

We monitor the number of borrowers paying the minimum amount due on a monthly basis. In December 2013, approximately 94% of our borrowers with a home equity outstanding balance paid the minimum amount due or more, while approximately 45% paid only the minimum amount due.

 The home equity liquidating portfolio includes home equity loans generated through third party channels, including correspondent loans. This liquidating portfolio represents less than 1% of our total loans outstanding at December 31, 2013, and contains some of the highest risk in our home equity portfolio, with a loss rate of 4.80% compared with 1.43% for the core (non-liquidating) home equity portfolio for the year ended December 31, 2013.

Table 28 shows the credit attributes of the core and liquidating home equity portfolios and lists the top five states by outstanding balance for the core portfolio. Loans to California borrowers represent the largest state concentration in each of these portfolios. The decrease in outstanding balances since December 31, 2012 primarily reflects loan paydowns and charge-offs. As of December 31, 2013, 23% of the outstanding balance of the core home equity portfolio was associated with loans that had a combined loan to value (CLTV) ratio in excess of 100%. CLTV means the ratio of the total loan balance of first mortgages and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. The unsecured portion of the outstanding balances of these loans (the outstanding amount that was in excess of the most recent property collateral value) totaled 9% of the core home equity portfolio at December 31, 2013.

Table 28: Home Equity Portfolios (1)

			% of loans
			two payments
	Outstanding balance		or more past due		Loss rate
	December 31,		December 31,		Year ended December 31,
(in millions)	2013	2012	2013	2012	2013	2012 (2)
Core portfolio (3)
California	$20,198	22,900	2.08%	2.46	1.34	3.59
Florida	8,699	9,763	3.57	4.15	1.99	4.10
New Jersey	6,734	7,338	3.57	3.43	1.47	2.50
Virginia	4,328	4,758	1.96	2.04	1.00	1.83
Pennsylvania	4,282	4,683	2.79	2.67	1.07	1.73
Other	36,194	40,985	2.37	2.59	1.44	2.84
Total	80,435	90,427	2.53	2.77	1.43	3.03

Liquidating portfolio	3,695	4,647	3.49	3.82	4.80	9.03
Total core and
liquidating portfolios	$84,130	95,074	2.57	2.82	1.59	3.34

(1)

Consists predominantly of real estate 1-4 family junior lien mortgages and first and junior lines of credit secured by real estate, but excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition, and excludes real estate 1-4 family first lien open-ended line reverse mortgages because they do not have scheduled payments. These reverse mortgage loans are predominantly insured by the FHA.

(2)

Reflects the impact of the OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be written down to net realizable collateral value, regardless of their delinquency status.

(3)			Includes $1.2 billion and $1.3 billion at December 31, 2013 and 2012, respectively, associated with the Pick-a-Pay portfolio.

Credit Cards  Our credit card portfolio totaled $26.9 billion at December 31, 2013, which represented 3% of our total outstanding loans. The net charge-off rate for our credit card portfolio was 3.62% for 2013, compared with 4.02% for 2012.

AUTOmobile  Our automobile portfolio, predominantly composed of indirect loans, totaled $50.8 billion at December 31, 2013. The net charge-off rate for our automobile portfolio was 0.63% for 2013, compared with 0.64% for 2012.

Other revolving Credit and installment  Other revolving credit and installment loans totaled $43.0 billion at December 31, 2013, and primarily included student and security-based margin loans. Student loans totaled $22.0 billion at December 31, 2013, of which $10.7 billion were government guaranteed. The net charge-off rate for other revolving credit and installment loans was 1.43% for 2013, compared with 1.38% for 2012. Excluding government guaranteed student loans, the net charge-off rates were 1.88% for 2013 and 1.96% for 2012, respectively.

Risk Management – Credit Risk  Management (continued)

nonperforming assets (Nonaccrual Loans and Foreclosed assets)   Table 29 summarizes nonperforming assets (NPAs) for each of the last five years. We generally place loans on nonaccrual status when:

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

•         for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•         performing consumer loans are discharged in bankruptcy, regardless of their delinquency status.

Note 1 (Summary of Significant Accounting Policies – Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual and impaired loans.

Table 29: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

		December 31,
(in millions)		2013	2012	2011	2010	2009
Nonaccrual loans:
	Commercial:
	Commercial and industrial	$738	1,422	2,142	3,213	4,397
	Real estate mortgage	2,252	3,322	4,085	5,227	3,696
	Real estate construction	416	1,003	1,890	2,676	3,313
	Lease financing	29	27	53	108	171
	Foreign	40	50	47	127	146
	Total commercial (1)	3,475	5,824	8,217	11,351	11,723
	Consumer:
	Real estate 1-4 family first mortgage (2)	9,799	11,455	10,913	12,289	10,100
	Real estate 1-4 family junior lien mortgage	2,188	2,922	1,975	2,302	2,263
	Automobile	173	245	159	244	270
	Other revolving credit and installment	33	40	40	56	62
	Total consumer (3)	12,193	14,662	13,087	14,891	12,695
	Total nonaccrual loans (4)(5)(6)	15,668	20,486	21,304	26,242	24,418
	As a percentage of total loans	1.90%	2.56	2.77	3.47	3.12
Foreclosed assets:
	Government insured/guaranteed (7)	$2,093	1,509	1,319	1,479	960
	Non-government insured/guaranteed	1,844	2,514	3,342	4,530	2,199
	Total foreclosed assets	3,937	4,023	4,661	6,009	3,159
	Total nonperforming assets	$19,605	24,509	25,965	32,251	27,577
	As a percentage of total loans	2.37%	3.07	3.37	4.26	3.52

(1)	Includes LHFS of $1 million, $16 million, $25 million, $3 million and $27 million at December 31, 2013, 2012, 2011, 2010, and 2009 respectively.
(2)	Includes MHFS of $227 million, $336 million, $301 million, $426 million and $339 million at December 31, 2013, 2012, 2011, 2010, and 2009 respectively.
(3)	December 31, 2012, includes the impact of the implementation of the Interagency and OCC Guidance issued in 2012.
(4)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.
(5)

Real estate 1-4 family mortgage loans predominantly insured by the FHA or guaranteed by the VA and student loans predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program are not placed on nonaccrual status because they are insured or guaranteed.

(6)	See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further information on impaired loans.
(7)

Consistent with regulatory reporting requirements, foreclosed real estate resulting from government insured/guaranteed loans are classified as nonperforming. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were predominantly insured by the FHA or guaranteed by the VA. Increase in balance at December 31, 2013, reflects the impact of changes to loan modification programs, slowing foreclosures earlier in the year.

Table 30 provides a summary of nonperforming assets during 2013.

Table 30: Nonperforming Assets During 2013

	December 31, 2013		September 30, 2013		June 30, 2013		March 31, 2013
		% of		% of		% of		% of
		total		total		total		total
($ in millions)	Balance	loans	Balance	loans	Balance	loans	Balance	loans
Nonaccrual loans:
Commercial:
Commercial and industrial	$738	0.37%	$809	0.42%	$1,022	0.54%	$1,193	0.64%
Real estate mortgage	2,252	2.10	2,496	2.36	2,708	2.59	3,098	2.92
Real estate construction	416	2.48	517	3.15	665	4.04	870	5.23
Lease financing	29	0.24	17	0.15	20	0.17	25	0.20
Foreign	40	0.08	47	0.10	40	0.10	56	0.14
Total commercial	3,475	0.91	3,886	1.04	4,455	1.23	5,242	1.45
Consumer:
Real estate 1-4 family
first mortgage	9,799	3.79	10,450	4.10	10,705	4.23	11,320	4.49
Real estate 1-4 family
junior lien mortgage	2,188	3.32	2,333	3.45	2,522	3.60	2,712	3.74
Automobile	173	0.34	188	0.38	200	0.41	220	0.47
Other revolving credit and installment	33	0.08	36	0.08	33	0.08	32	0.08
Total consumer	12,193	2.74	13,007	2.95	13,460	3.07	14,284	3.26
Total nonaccrual
loans	15,668	1.90	16,893	2.08	17,915	2.23	19,526	2.44
Foreclosed assets:
Government insured/guaranteed	2,093		1,781		1,026		969
Non-government insured/guaranteed	1,844		2,021		2,114		2,381
Total foreclosed assets	3,937		3,802		3,140		3,350
Total nonperforming assets	$19,605	2.37%	$20,695	2.55%	$21,055	2.63%	$22,876	2.86%
Change in NPAs from prior quarter	$(1,090)		(360)		(1,821)		(1,633)

Risk Management – Credit Risk  Management (continued)

Table 31 provides an analysis of the changes in nonaccrual loans.

Table 31: Analysis of Changes in Nonaccrual Loans

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Year ended Dec. 31,
(in millions)	2013	2013	2013	2013	2013	2012
Commercial nonaccrual loans
Balance, beginning of period	$3,886	4,455	5,242	5,824	5,824	8,217
Inflows	520	490	557	611	2,178	3,812
Outflows:
Returned to accruing	(67)	(192)	(128)	(109)	(496)	(655)
Foreclosures	(34)	(77)	(120)	(91)	(322)	(469)
Charge-offs	(191)	(150)	(193)	(189)	(723)	(1,435)
Payments, sales and other (1)	(639)	(640)	(903)	(804)	(2,986)	(3,646)
Total outflows	(931)	(1,059)	(1,344)	(1,193)	(4,527)	(6,205)
Balance, end of period	3,475	3,886	4,455	5,242	3,475	5,824
Consumer nonaccrual loans
Balance, beginning of period	13,007	13,460	14,284	14,662	14,662	13,087
Inflows	1,691	2,015	2,071	2,340	8,117	14,569
Outflows:
Returned to accruing	(953)	(997)	(1,156)	(1,031)	(4,137)	(4,219)
Foreclosures	(162)	(167)	(95)	(173)	(597)	(745)
Charge-offs	(437)	(480)	(651)	(775)	(2,343)	(4,541)
Payments, sales and other (1)	(953)	(824)	(993)	(739)	(3,509)	(3,489)
Total outflows	(2,505)	(2,468)	(2,895)	(2,718)	(10,586)	(12,994)
Balance, end of period	12,193	13,007	13,460	14,284	12,193	14,662
Total nonaccrual loans	$15,668	16,893	17,915	19,526	15,668	20,486

(1)	Other outflows include the effects of VIE deconsolidations and adjustments for loans carried at fair value.

Typically, changes to nonaccrual loans period-over-period represent inflows for loans that are placed on nonaccrual status in accordance with our policy, offset by reductions for loans that are paid down, charged off, sold, transferred to foreclosed properties, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities. Also, reductions can come from borrower repayments even if the loan remains on nonaccrual.

While nonaccrual loans are not free of loss content, we believe exposure to loss is significantly mitigated by the following factors at December 31, 2013:

•      97% of total commercial nonaccrual loans and 99% of total consumer nonaccrual loans are secured. Of the consumer nonaccrual loans, 98% are secured by real estate and 64% have a combined LTV (CLTV) ratio of 80% or less.

•      losses of $938 million and $3.9 billion have already been recognized on 35% of commercial nonaccrual loans and 52% of consumer nonaccrual loans, respectively. Generally, when a consumer real estate loan is 120 days past due (except when required earlier by the Interagency or OCC Guidance), we transfer it to nonaccrual status. When the loan reaches 180 days past due, or is discharged in bankruptcy, it is our policy to write these loans down to net realizable value (fair value of collateral less estimated costs to sell), except for modifications in their trial period that are not written down as long as trial payments are made on time. Thereafter, we reevaluate each loan regularly and record additional write-downs if needed.

•      66% of commercial nonaccrual loans were current on interest.

•      the risk of loss of all nonaccrual loans has been considered and we believe is adequately covered by the allowance for loan losses.

•      $2.3  billion of consumer loans discharged in bankruptcy and classified as nonaccrual were 60 days or less past due, of which $2.1 billion were current.

We continue to work with our customers experiencing financial difficulty to determine if they can qualify for a loan modification so that they can stay in their homes. Under both our proprietary modification programs and the MHA programs, customers may be required to provide updated documentation, and some programs require completion of payment during trial periods to demonstrate sustained performance before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure, some states, including California, Oregon and Massachusetts, have recently enacted legislation or the courts have changed the foreclosure process in a manner that significantly increases the time to complete the foreclosure process; therefore loans remain in nonaccrual status for longer periods. In certain other states, including New York, New Jersey and Florida, the foreclosure timeline has significantly increased due to backlogs in an already complex process.

If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $764 million of interest would have been recorded as income on these loans, compared with $575 million actually recorded as interest income in 2013, versus $938 million and $406 million, respectively, in 2012.

Table 32 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.

Table 32: Foreclosed Assets

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Year ended Dec. 31
(in millions)	2013	2013	2013	2013	2013	2012
Government insured/guaranteed (1)	$2,093	1,781	1,026	969	2,093	1,509
PCI loans:
Commercial	497	559	597	641	497	667
Consumer	149	125	127	179	149	219
Total PCI loans	646	684	724	820	646	886
All other loans:
Commercial	759	944	1,012	1,060	759	1,073
Consumer	439	393	378	501	439	555
Total all other loans	1,198	1,337	1,390	1,561	1,198	1,628
Total foreclosed assets	$3,937	3,802	3,140	3,350	3,937	4,023
Analysis of changes in foreclosed assets
Balance, beginning of period	$3,802	3,140	3,350	4,023	4,023	4,661
Net change in government insured/guaranteed (1)(2)	312	755	57	(540)	584	190
Additions to foreclosed assets (3)	428	459	406	559	1,852	2,819
Reductions:
Sales	(823)	(545)	(647)	(658)	(2,673)	(3,359)
Write-downs and net gains (losses) on sales	218	(7)	(26)	(34)	151	(288)
Total reductions	(605)	(552)	(673)	(692)	(2,522)	(3,647)
Balance, end of period	$3,937	3,802	3,140	3,350	3,937	4,023

(1)

Consistent with regulatory reporting requirements, foreclosed real estate resulting from government insured/guaranteed loans are classified as nonperforming. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were predominantly insured by the FHA or guaranteed by the VA. Increase in balances at December 31 and September 30, 2013, reflects the impact of changes to loan modification programs, slowing foreclosures in prior quarters.

(2)

Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from FHA or VA. The net change in government insured/guaranteed foreclosed assets is made up of inflows from mortgages held for investment and MHFS, and outflows when we are reimbursed by FHA/VA. Transfers from government insured/guaranteed loans to foreclosed assets amounted to $892 million, $1.3 billion, $639 million and $71 million for the quarter ended December 31, September 30, June 30 and March 31, 2013, respectively, and $2.9 billion and $3.7 billion for the year ended December 31, 2013 and 2012, respectively. These transfer amounts have been revised for the quarters and year ended prior to December 31, 2013 to conform with the current period presentation.

(3)	Predominantly include loans moved into foreclosure from nonaccrual status, PCI loans transitioned directly to foreclosed assets and repossessed automobiles.

Foreclosed assets at December 31, 2013, included $2.1 billion of foreclosed real estate that is predominantly FHA insured or VA guaranteed and expected to have minimal or no loss content. The remaining balance of $1.8 billion of foreclosed assets has been written down to estimated net realizable value. Foreclosed assets at December 31, 2013 were stable, compared with December 31, 2012. At December 31, 2013, 68%  of foreclosed assets of $3.9 billion have been in the foreclosed assets portfolio one year or less.

Given our real estate-secured loan concentrations, current economic conditions, and recent changes to loan modification programs slowing down foreclosures in prior periods, we anticipate continuing to hold an elevated level of foreclosed assets on our balance sheet.

Risk Management – Credit Risk  Management (continued)

TROUBLED DEBT RESTRUCTURINGS (TDRs)

Table 33: Troubled Debt Restructurings (TDRs)

	December 31,
(in millions)	2013	2012	2011	2010	2009
Commercial TDRs
Commercial and industrial	$1,032	1,683	2,026	613	82
Real estate mortgage	2,248	2,625	2,262	725	73
Real estate construction	475	801	1,008	407	110
Lease financing	8	20	33	-	-
Foreign	2	17	20	6	-
Total commercial TDRs	3,765	5,146	5,349	1,751	265
Consumer TDRs
Real estate 1-4 family first mortgage	18,925	17,804	13,799	11,603	6,685
Real estate 1-4 family junior lien mortgage	2,468	2,390	1,986	1,626	1,566
Credit Card	431	531	593	548	-
Automobile	189	314	260	214	-
Other revolving credit and installment	33	24	19	16	17
Trial modifications	650	705	651	-	-
Total consumer TDRs (1)(2)	22,696	21,768	17,308	14,007	8,268
Total TDRs	$26,461	26,914	22,657	15,758	8,533

TDRs on nonaccrual status	$8,172	10,149	6,811	5,185	2,289
TDRs on accrual status (1)	18,289	16,765	15,846	10,573	6,244
Total TDRs	$26,461	26,914	22,657	15,758	8,533

(1)

TDR loans include $2.5 billion, $1.9 billion, $318 million, $429 million and $486 million at December 31, 2013, 2012, 2011, 2010 and 2009, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and are accruing.

(2)	Reflects the impact of the prospective adoption of the OCC guidance issued in 2012.

Table 34: TDRs Balance by Quarter During 2013

		Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)		2013	2013	2013	2013
Commercial TDRs
Commercial and industrial		$1,032	1,153	1,238	1,493
Real estate mortgage		2,248	2,457	2,605	2,556
Real estate construction		475	598	680	735
Lease financing		8	9	11	17
Foreign		2	2	17	17
Total commercial TDRs		3,765	4,219	4,551	4,818
Consumer TDRs
Real estate 1-4 family first mortgage		18,925	18,974	19,093	18,928
Real estate 1-4 family junior lien mortgage		2,468	2,399	2,408	2,431
Credit Card		431	455	477	501
Automobile		189	212	246	279
Other revolving credit and installment		33	32	29	27
Trial modifications		650	717	716	723
Total consumer TDRs		22,696	22,789	22,969	22,889
Total TDRs		$26,461	27,008	27,520	27,707

TDRs on nonaccrual status		$8,172	8,609	9,030	10,332
TDRs on accrual status		18,289	18,399	18,490	17,375
Total TDRs		$26,461	27,008	27,520	27,707

Table 33 and Table 34 provide information regarding the recorded investment of loans modified in TDRs. The allowance for loan losses for TDRs was $4.5 billion and $5.0 billion at December 31, 2013  and 2012, respectively. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for additional information regarding TDRs. In those situations where principal is forgiven, the entire amount of such forgiveness is immediately charged off to the extent not done so prior to the modification. We sometimes delay the timing on the repayment of a portion of principal (principal forbearance) and charge off the amount of forbearance if that amount is not considered fully collectible.

Our nonaccrual policies are generally the same for all loan types when a restructuring is involved. We re-underwrite loans at the time of restructuring to determine whether there is sufficient evidence of sustained repayment capacity based on the borrower’s documented income, debt to income ratios, and other factors. Loans lacking sufficient evidence of sustained repayment capacity at the time of modification are charged down to the fair value of the collateral, if applicable. For an accruing loan that has been modified, if the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will generally remain in accruing status. Otherwise, the loan will be placed in nonaccrual status until the borrower demonstrates a sustained period of performance, generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to modification. Loans will also be placed on nonaccrual, and a corresponding charge-off is recorded to the loan balance, when we believe that principal and interest contractually due under the modified agreement will not be collectible.

Table 35 provides an analysis of the changes in TDRs. Loans that may be modified more than once are reported as TDR inflows only in the period they are first modified. Other than resolutions such as foreclosures, sales and transfers to held for sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Table 35: Analysis of Changes in TDRs

			Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Year ended Dec. 31,
(in millions)	2013	2013	2013	2013	2013	2012
Commercial TDRs
Balance, beginning of period	$4,219	4,551	4,818	5,146	5,146	5,349
Inflows	292	534	468	500	1,794	2,559
Outflows
Charge-offs	(44)	(24)	(24)	(40)	(132)	(381)
Foreclosure	(16)	(16)	(26)	(30)	(88)	(60)
Payments, sales and other (1)	(686)	(826)	(685)	(758)	(2,955)	(2,321)
Balance, end of period	3,765	4,219	4,551	4,818	3,765	5,146
Consumer TDRs
Balance, beginning of period	22,789	22,969	22,889	21,768	21,768	17,308
Inflows	1,248	1,282	1,352	2,076	5,958	8,050
Outflows
Charge-offs (2)	(155)	(183)	(241)	(280)	(859)	(1,400)
Foreclosure	(417)	(519)	(240)	(114)	(1,290)	(426)
Payments, sales and other (1)	(701)	(761)	(785)	(579)	(2,826)	(1,818)
Net change in trial modifications (3)	(68)	1	(6)	18	(55)	54
Balance, end of period	22,696	22,789	22,969	22,889	22,696	21,768
Total TDRs	$26,461	27,008	27,520	27,707	26,461	26,914

(1)

Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to held-for-sale. It also includes $29 million, $40 million and $15 million of loans refinanced or restructured as new loans and removed from TDR classification for the quarters ended September 30, June 30, and March 31, 2013, respectively. No loans were removed from TDR classification in 2012 as a result of being refinanced or restructured as new loans.

(2)	Year ended December 31, 2012 charge-offs reflect the impact of loans discharged in bankruptcy being reported as TDRs in accordance with the OCC guidance issued in 2012.
(3)

Net change in trial modifications includes: inflows of new TDRs entering the trial payment period, net of outflows for modifications that either (i) successfully perform and enter into a permanent modification, or (ii) did not successfully perform according to the terms of the trial period plan and are subsequently charged-off, foreclosed upon or otherwise resolved. Our experience is that most of the mortgages that enter a trial payment period program are successful in completing the program requirements.

Risk Management – Credit Risk  Management (continued)

Loans 90 Days or More Past Due and Still AccruinG  Loans 90 days or more past due as to interest or principal are still accruing if they are (1) well-secured and in the process of collection or (2) real estate 1‑4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans are not included in past due and still accruing loans even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.

Excluding insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2013, were down $390 million, or 27%, from December 31, 2012, due to payoffs, modifications and other loss mitigation activities, decline in non-strategic and liquidating portfolios, and credit stabilization.

Loans 90 days or more past due and still accruing whose repayments are predominantly insured by the FHA or guaranteed by the VA for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program (FFELP) were $22.2 billion at December 31, 2013, up from $21.8 billion  at December 31, 2012.

Table 36 reflects non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed. For additional information on delinquencies by loan class, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 36: Loans 90 Days or More Past Due and Still Accruing

		December 31,
(in millions)		2013	2012	2011	2010	2009
Loans 90 days or more past due and still accruing:
	Total (excluding PCI (1)):	$23,219	23,245	22,569	18,488	22,188
	Less: FHA insured/guaranteed by the VA (2)(3)	21,274	20,745	19,240	14,733	15,336
	Less: Student loans guaranteed under the FFELP (4)	900	1,065	1,281	1,106	994
	Total, not government insured/guaranteed	$1,045	1,435	2,048	2,649	5,858

By segment and class, not government insured/guaranteed:
	Commercial:
	Commercial and industrial	$11	47	153	308	590
	Real estate mortgage	35	228	256	104	1,014
	Real estate construction	97	27	89	193	909
	Foreign	-	1	6	22	73
	Total commercial	143	303	504	627	2,586
	Consumer:
	Real estate 1-4 family first mortgage (3)	354	564	781	941	1,623
	Real estate 1-4 family junior lien mortgage (3)	86	133	279	366	515
	Credit card	321	310	346	516	795
	Automobile	55	40	51	79	92
	Other revolving credit and installment	86	85	87	120	247
	Total consumer	902	1,132	1,544	2,022	3,272
	Total, not government insured/guaranteed	$1,045	1,435	2,048	2,649	5,858

(1)	PCI loans totaled $4.5 billion, $6.0 billion, $8.7 billion, $11.6 billion and $16.1 billion at December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.
(3)	Includes MHFS 90 days or more past due and still accruing.
(4)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP.

NET CHARGE-OFFS

Table 37: Net Charge-offs

	Year ended								Quarter ended
	December 31,		December 31,		September 30,		June 30,		March 31,
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)
2013
Commercial:
Commercial and
industrial	$335	0.18%	$107	0.22%	$58	0.12%	$77	0.17%	$93	0.20%
Real estate mortgage	(37)	(0.03)	(41)	(0.15)	(20)	(0.08)	(5)	(0.02)	29	0.11
Real estate construction	(109)	(0.66)	(13)	(0.32)	(17)	(0.41)	(45)	(1.10)	(34)	(0.83)
Lease financing	17	0.15	-	-	-	-	18	0.57	(1)	(0.02)
Foreign	-	-	-	-	(2)	(0.02)	(1)	(0.01)	3	0.03
Total commercial	206	0.06	53	0.06	19	0.02	44	0.05	90	0.10
Consumer:
Real estate 1-4 family
first mortgage	1,194	0.47	195	0.30	242	0.38	328	0.52	429	0.69
Real estate 1-4 family
junior lien mortgage	1,309	1.86	226	1.34	275	1.58	359	2.02	449	2.46
Credit card	896	3.62	220	3.38	207	3.28	234	3.90	235	3.96
Automobile	304	0.63	108	0.85	78	0.63	42	0.35	76	0.66
Other revolving credit
and installment	600	1.43	161	1.50	154	1.46	145	1.38	140	1.37
Total consumer	4,303	0.98	910	0.82	956	0.86	1,108	1.01	1,329	1.23
Total	$4,509	0.56%	$963	0.47%	$975	0.48%	$1,152	0.58%	$1,419	0.72%

2012
Commercial:
Commercial and industrial	$845	0.49%	$209	0.46%	$131	0.29%	$249	0.58%	$256	0.62%
Real estate mortgage	219	0.21	38	0.14	54	0.21	81	0.31	46	0.17
Real estate construction	67	0.37	(18)	(0.43)	1	0.03	17	0.40	67	1.43
Lease financing	5	0.04	2	0.04	1	0.03	-	-	2	0.06
Foreign	79	0.20	24	0.25	30	0.29	11	0.11	14	0.14
Total commercial	1,215	0.35	255	0.29	217	0.24	358	0.42	385	0.45
Consumer:
Real estate 1-4 family
first mortgage	2,856	1.22	649	1.05	673	1.15	743	1.30	791	1.39
Real estate 1-4 family
junior lien mortgage	3,178	3.93	690	3.57	1,036	5.17	689	3.38	763	3.62
Credit card	916	4.02	222	3.71	212	3.67	240	4.37	242	4.40
Automobile	289	0.64	112	0.97	75	0.66	28	0.25	74	0.68
Other revolving credit
and installment	580	1.38	153	1.46	145	1.38	142	1.35	140	1.32
Total consumer (2)	7,819	1.84	1,826	1.68	2,141	2.01	1,842	1.76	2,010	1.91
Total	$9,034	1.17%	$2,081	1.05%	$2,358	1.21%	$2,200	1.15%	$2,395	1.25%

(1)	Quarterly net charge-offs (recoveries) as a percentage of average respective loans are annualized.
(2)	The year ended December 31, 2012, reflects the impact of the OCC guidance issued in third quarter 2012.

Risk Management – Credit Risk  Management (continued)

Table 37 presents net charge-offs for the four quarters and full year of 2013 and 2012. Net charge-offs in 2013 were $4.5 billion (0.56% of average total loans outstanding) compared with $9.0 billion (1.17%) in 2012. We continued to have strong improvement in our commercial and residential real estate secured portfolios. Our commercial real estate portfolios were in a net recovery position every quarter in 2013. Our consumer real estate portfolios continued to benefit from the improvement in the housing market with losses down $3.5 billion, or 59%, from 2012.

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

We apply a disciplined process and methodology to establish our allowance for credit losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade-specific loss factors. The process involves subjective and complex judgments. In addition, we review a variety of credit metrics and trends. These credit metrics and trends, however, do not solely determine the amount of the allowance as we use several analytical tools. For additional information on our allowance for credit losses, see the “Critical Accounting Policies – Allowance for Credit Losses” section and  Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 38 presents the allocation of the allowance for credit losses by loan segment and class for the last five years.

Table 38: Allocation of the Allowance for Credit Losses (ACL)

	Dec. 31, 2013		Dec. 31, 2012		Dec. 31, 2011		Dec. 31, 2010		Dec. 31, 2009
	Loans		Loans		Loans		Loans		Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
(in millions)	ACL (1)	loans	ACL	loans	ACL	loans	ACL	loans	ACL	loans
Commercial:
Commercial and industrial	$2,775	24%	$2,543	23%	$2,649	22%	$3,299	20%	$4,014	20%
Real estate mortgage	2,102	13	2,283	13	2,550	14	3,072	13	2,398	12
Real estate construction	770	2	552	2	893	2	1,387	4	1,242	5
Lease financing	127	1	85	2	82	2	173	2	181	2
Foreign	329	6	251	5	184	5	238	4	306	4
Total commercial	6,103	46	5,714	45	6,358	45	8,169	43	8,141	43
Consumer:
Real estate 1-4 family first mortgage	4,087	32	6,100	31	6,934	30	7,603	30	6,449	29
Real estate 1-4 family
junior lien mortgage	2,534	8	3,462	10	3,897	11	4,557	13	5,430	13
Credit card	1,224	3	1,234	3	1,294	3	1,945	3	2,745	3
Automobile	475	6	417	6	555	6	771	6	1,381	6
Other revolving credit and installment	548	5	550	5	630	5	418	5	885	6
Total consumer	8,868	54	11,763	55	13,310	55	15,294	57	16,890	57
Total	$14,971	100%	$17,477	100%	$19,668	100%	$23,463	100%	$25,031	100%

	Dec. 31, 2013		Dec. 31, 2012		Dec. 31, 2011		Dec. 31, 2010		Dec. 31, 2009
Components:
Allowance for loan losses	$14,502		17,060		19,372		23,022		24,516
Allowance for unfunded
credit commitments	469		417		296		441		515
Allowance for credit losses	$14,971		17,477		19,668		23,463		25,031
Allowance for loan losses as a percentage
of total loans	1.76%		2.13		2.52		3.04		3.13
Allowance for loan losses as a percentage
of total net charge-offs	322		189		171		130		135
Allowance for credit losses as a percentage
of total loans	1.81		2.19		2.56		3.10		3.20
Allowance for credit losses as a percentage
of total nonaccrual loans	96		85		92		89		103

(1)		Reflects refinement in determination of allowance for the credit losses inherent in the respective loan classes.

Risk Management – Credit Risk  Management (continued)

In addition to the allowance for credit losses, there was $5.2 billion at December 31, 2013, and $7.0 billion at December 31, 2012, of nonaccretable difference to absorb losses for PCI loans. The allowance for credit losses is lower than otherwise would have been required without PCI loan accounting. As a result of PCI loans, certain ratios of the Company may not be directly comparable with credit-related metrics for other financial institutions. For additional information on PCI loans, see the “Risk Management – Credit Risk Management – Purchased Credit-Impaired Loans” section, Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

The ratio of the allowance for credit losses to total nonaccrual loans may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over one-half of nonaccrual loans were home mortgages at December 31, 2013.

The allowance for credit losses again declined in 2013, which reflected continued improvement in consumer loss severity, delinquency trends and improved portfolio performance, particularly in residential real estate and primarily associated with continued improvement in the housing market. The total provision for credit losses was $2.3 billion in 2013, $7.2 billion in 2012 and $7.9 billion in 2011.

The 2013 provision for credit losses was $2.3 billion, $2.2 billion less than net charge-offs, due to strong underlying credit, and home prices and market fundamentals improving faster and in more markets than forecasted.

The 2012 provision was $7.2 billion, $1.8 billion less than net charge-offs, and the 2011 provision was $7.9 billion,  $3.4 billion less than net charge-offs. In each of 2012 and 2011 the provision was influenced by continually improving credit performance.

We believe the allowance for credit losses of $15.0 billion at December 31, 2013, was appropriate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at that date. The allowance for credit losses is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Given current favorable conditions, we continue to expect future allowance releases, absent a significant deterioration in the economy. Our process for determining the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

LIABILITY for Mortgage Loan Repurchase Losses  We sell residential mortgage loans to various parties, including (1) government-sponsored entities (GSEs) Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed mortgage loans that are then used to back securities guaranteed by the Government National Mortgage Association (GNMA). We may be required to repurchase these mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively, repurchase) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach.

We have established a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Our mortgage repurchase liability estimation process also incorporates a forecast of repurchase demands associated with mortgage insurance rescission activity.

The overall level of unresolved repurchase demands and mortgage insurance rescissions outstanding at December 31, 2013, was down from a year ago both in number of outstanding loans and in total dollar balances as we continued to work through the new demands and mortgage insurance rescissions and as we announced settlements with both FHLMC and FNMA in 2013, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009, and loans sold to FNMA that were originated prior to January 1, 2009. Table 39 provides the number of unresolved repurchase demands and mortgage insurance rescissions.

Customary with industry practice, we have the right of recourse against correspondent lenders from whom we have purchased loans with respect to representations and warranties. Of total repurchase demands and mortgage insurance rescissions outstanding as of December 31, 2013, presented in Table 39, approximately 10% relate to loans purchased from correspondent lenders. Due primarily to the financial difficulties of some correspondent lenders, we have been recovering on average approximately 45% of losses from these lenders. Historical recovery rates as well as projected lender performance are incorporated in the establishment of our mortgage repurchase liability.

We do not typically receive repurchase requests from GNMA, FHA and the Department of Housing and Urban Development (HUD) or VA. As an originator of an FHA-insured or VA-guaranteed loan, we are responsible for obtaining the insurance with FHA or the guarantee with the VA. To the extent we are not able to obtain the insurance or the guarantee we must request permission to repurchase the loan from the GNMA pool. Such repurchases from GNMA pools typically represent a self-initiated process upon discovery of the uninsurable loan (usually within 180 days from funding of the loan). Alternatively, in lieu of repurchasing loans from GNMA pools, we may be asked by FHA/HUD or the VA to indemnify them (as applicable) for defects found in the Post Endorsement Technical Review process or audits performed by FHA/HUD or the VA. The Post Endorsement Technical Review is a process whereby HUD performs underwriting audits of closed/insured FHA loans for potential deficiencies. Our liability for mortgage loan repurchase losses incorporates probable losses associated with such indemnification.

Table 39: Unresolved Repurchase Demands and Mortgage Insurance Rescissions

	Government				Mortgage insurance
	sponsored entities (1)		Private		rescissions with no demand (2)		Total
	Number of	Original loan	Number of	Original loan	Number of	Original loan	Number of	Original loan
($ in millions)	loans	balance (3)	loans	balance (3)	loans	balance (3)	loans	balance (3)

2013
December 31,	674	$124	2,260	$497	394	$87	3,328	$708
September 30,	4,422	958	1,240	264	385	87	6,047	1,309
June 30,	6,313	1,413	1,206	258	561	127	8,080	1,798
March 31,	5,910	1,371	1,278	278	652	145	7,840	1,794

2012
December 31,	6,621	1,503	1,306	281	753	160	8,680	1,944
September 30,	6,525	1,489	1,513	331	817	183	8,855	2,003
June 30,	5,687	1,265	913	213	840	188	7,440	1,666
March 31,	6,333	1,398	857	241	970	217	8,160	1,856

(1)

Includes unresolved repurchase demands of 42 and $6 million, 1,247 and $225 million, 942 and $190 million, 674 and $147 million, 661 and $132 million, 534 and $111 million, 526 and $103 million and 694 and $131 million at December 31, September 30, June 30 and March 31, 2013, and December 31, September 30, June 30 and March 31, 2012, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller.

(2)

As part of our representations and warranties in our loan sales contracts, we typically represent to GSEs and private investors that certain loans have mortgage insurance to the extent there are loans that have loan to value ratios in excess of 80% that require mortgage insurance. To the extent the mortgage insurance is rescinded by the mortgage insurer due to a claim of breach of a contractual representation or warranty, the lack of insurance may result in a repurchase demand from an investor. Similar to repurchase demands, we evaluate mortgage insurance rescission notices for validity and appeal for reinstatement if the rescission was not based on a contractual breach. When investor demands are received due to lack of mortgage insurance, they are reported as unresolved repurchase demands based on the applicable investor category for the loan (GSE or private). Over the last year, approximately 7% of our repurchase demands from GSEs had mortgage insurance rescission as one of the reasons for the repurchase demand. Of all the mortgage insurance rescission notices received in 2012, approximately 78% have resulted in repurchase demands through December 2013. Not all mortgage insurance rescissions received in 2012 have been completed through the appeals process with the mortgage insurer and, upon successful appeal, we work with the investor to rescind the repurchase demand.

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

Risk Management – Credit Risk  Management (continued)

We believe we have a high quality residential mortgage loan servicing portfolio. Of the $1.8 trillion in the residential mortgage loan servicing portfolio at December 31, 2013, 94% was current, less than 2% was subprime at origination, and less than 1% was related to home equity loan securitizations. Our combined delinquency and foreclosure rate on this portfolio was 6.40% at December 31, 2013, compared with 7.04% at December 31, 2012. Three percent of this portfolio is private label securitizations for which we originated the loans and therefore have some repurchase risk. We have observed an increase in outstanding demands, compared with December 31, 2012, associated with our pre-2009 private label securitizations due to an increase in new demands received in fourth quarter 2013, most of which were anticipated and were covered through mortgage loan repurchase accruals established in prior periods. Investors continue to review defaulted loans for potential breaches of our loan sale representations and warranties, and we continue to believe the risk of repurchase in our private label securitizations is substantially reduced, relative to third-party issued private label securitizations, because approximately one-half of this portfolio of private label securitizations does not contain representations and warranties regarding borrower or other third party misrepresentations related to the mortgage loan, general compliance with underwriting guidelines, or property valuation, which are commonly asserted bases for repurchase. For the 3% private label securitization segment of our residential mortgage loan servicing portfolio (weighted-average age of 98 months), 57% are loans from 2005 vintages or earlier; 76% were prime at origination; and approximately 60% are jumbo loans. The weighted-average LTV as of December 31, 2013 for this private securitization segment was 67%. We believe the highest risk segment of these private label securitizations is the subprime loans originated in 2006 and 2007. These subprime loans have seller representations and warranties and currently have LTVs close to or exceeding 100%, and represent 10% of the private label securitization portion of the residential mortgage servicing portfolio. We had $67 million of repurchases related to private label securitizations in 2013 compared with $180 million in 2012.

Of the servicing portfolio, 3% is non-agency acquired servicing and 1% is private whole loan sales. We did not underwrite and securitize the non-agency acquired servicing and therefore we have no obligation on that portion of our servicing portfolio to the investor for any repurchase demands arising from origination practices. For the private whole loan segment, while we do have repurchase risk on these loans, less than 2% were subprime at origination and loans that were sold and subsequently securitized are included in the private label securitization segment discussed above.

Table 40 summarizes the changes in our mortgage repurchase liability. We incurred net losses on repurchased loans and investor reimbursements totalling $481 million on mortgage loans with original balances of $1.4 billion in 2013, excluding the $746 million and the $508 million cash payments for the FHLMC and FNMA settlement agreements, respectively, compared with net losses of $1.1 billion on mortgage loans with original balances of $2.5 billion for 2012. Both the FHLMC and FNMA settlement agreements executed in the third and fourth quarters of 2013, respectively, were covered through mortgage loan repurchase accruals established in prior periods.

Table 40: Changes in Mortgage Repurchase Liability

	Quarter ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Year ended Dec. 31,
(in millions)	2013	2013	2013	2013	2013	2012	2011
Balance, beginning of period	$1,421	2,222	2,317	2,206	2,206	1,326	1,289
Provision for repurchase losses:
Loan sales	16	28	40	59	143	275	101
Change in estimate (1)	10	-	25	250	285	1,665	1,184
Total additions	26	28	65	309	428	1,940	1,285
Losses (2)	(548)	(829)	(160)	(198)	(1,735)	(1,060)	(1,248)
Balance, end of period	$899	1,421	2,222	2,317	899	2,206	1,326

(1)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.
(2)

Quarter and year ended September 30 and December 31, 2013, respectively, reflect $746 million as a result of the agreement with FHLMC that resolves substantially all repurchase liabilities related to loans sold to FHLMC prior to January 1, 2009. Quarter and year ended December 31, 2013, reflect $508 million as a result of the agreement with FNMA that resolves substantially all repurchase liabilities related to loans sold to FNMA that were originated prior to January 1, 2009.

Our liability for mortgage repurchases, included in “Accrued expenses and other liabilities” in our consolidated balance sheet, was $899 million at December 31, 2013 and $2.2 billion at December 31, 2012. In 2013,  we provided $428 million, which reduced net gains on mortgage loan origination/sales activities, compared with a provision of $1.9 billion for 2012 and $1.3 billion for 2011. Our provision in 2013 reflected an increase in projected repurchase losses for the GSE pre-2009 vintages to incorporate the impact of trends in file requests and repurchase demand activity observed in the first quarter (comprising approximately 58% of the 2013 provision), an increase for indemnifications and specific private investor demands (approximately 8%) and new loan sales (approximately 34%). Our provision in 2012 reflected an increase in projections of future GSE repurchase demands, net of appeals, for the pre-2009 vintages to incorporate the impact of trends in file requests and repurchase demand activity (comprising approximately 58% of the 2012 provision), an increase in probable loss estimates for mortgage insurance rescissions (approximately 10%), new loan sales (approximately 14%), an increase in probable loss estimates for non-agency risk (approximately 9%), and various other observed trends affecting our repurchase liability including higher than anticipated loss severity (approximately 9%). The increase in projected future GSE repurchase demands in 2012 was predominantly a result of an increase in the expected file reviews by the GSEs as well as an increase in observed demand rates on these file reviews based on our experience with them at that time.

The mortgage repurchase liability of $899 million at December 31, 2013, represents our best estimate of the probable loss that we expect to incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. The mortgage repurchase liability estimation process requires management to make difficult, subjective and complex judgments about matters that are inherently uncertain, including demand expectations, economic factors, and the specific characteristics of the loans subject to repurchase. Our evaluation considers all vintages and the collective actions of the GSEs and their regulator, the Federal Housing Finance Agency (FHFA), mortgage insurers and our correspondent lenders. We maintain regular contact with the GSEs, the FHFA, and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available.

Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $896 million at December 31, 2013, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) utilized in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions. For additional information on our repurchase liability, see the “Critical Accounting Policies – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Table 41: Mortgage Repurchase Liability - Sensitivity Assumptions

Mortgage
repurchase
(in millions)	liability
Balance at December 31, 2013	$899

Loss on repurchases (1)	28.3%
Increase in liability from:
10% higher losses	$80
25% higher losses	200

Repurchase rate assumption (2)	0.2%
Increase in liability from:
10% higher repurchase rates	$65
25% higher repurchase rates	162

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

To the extent that economic conditions and the housing market do not recover or future investor repurchase demands and appeals success rates differ from past experience, we could continue to have increased demands and increased loss severity on repurchases, causing future additions to the repurchase liability. However, some of the underwriting standards that were permitted by the GSEs for conforming loans in the 2006 through 2008 vintages, which significantly contributed to recent levels of repurchase demands, were tightened starting in mid to late 2008 and as of December 31, 2013, we have resolved substantially all of our repurchase exposures on the pre-2009 vintages with FNMA and FHLMC. Given the tightening of underwriting standards in late 2008, we do not expect a similar rate of repurchase requests from the 2009 and prospective vintages, absent deterioration in economic conditions or changes in investor behavior.

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

Risk Management – Credit Risk  Management (continued)

General Servicing Duties and Requirements

The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payments due from borrowers, (2) advance certain delinquent payments of principal and interest, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, (5) foreclose on defaulted mortgage loans or, to the extent consistent with the documents governing a securitization, consider alternatives to foreclosure, such as loan modifications or short sales, and (6) for loans sold into private label securitizations, manage the foreclosed property through liquidation. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, (2) consult with each servicer and use reasonable efforts to cause the servicer to fulfill its servicing obligations, (3) prepare monthly distribution statements to security holders and, if required by the securitization documents, certain periodic reports required to be filed with the SEC, (4) if required by the securitization documents, calculate distributions and loss allocations on the mortgage-backed securities, (5) prepare tax and information returns of the securitization trust, and (6) advance amounts required by non-affiliated servicers who fail to perform their advancing obligations.

Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, most private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or against any of our acts or omissions that involve wilful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan.

Consent Orders and Settlement Agreements for Mortgage Servicing and Foreclosure Practices

In April 2011, the FRB and the Office of the Comptroller of the Currency (OCC) issued Consent Orders that require us to correct deficiencies in our residential mortgage loan servicing and foreclosure practices that were identified by federal banking regulators in their fourth quarter 2010 review. The Consent Orders also require that we improve our servicing and foreclosure practices. We believe that we have implemented all of the operational changes that resulted from the expanded servicing responsibilities outlined in the Consent Orders.

On February 28, 2013, we entered into amendments to the April 2011 Consent Order with both the OCC and the FRB, which effectively ceased the Independent Foreclosure Review (IFR) program created by such Consent Order and replaced it with an accelerated remediation process to be administered by the OCC and the FRB.

In aggregate, the servicers agreed to make cash payments into a qualified settlement fund to be administered by the OCC and the FRB and to provide additional assistance, such as loan modifications, to consumers. Our portion of the cash settlement was $766 million, which was based on the proportionate share of Wells Fargo-serviced loans in the overall IFR population. We accrued the cash portion of the settlement in 2012, along with our estimate of other remediation-related costs, and we paid this settlement in first quarter 2013. We also committed to foreclosure prevention actions which include first and second lien modifications and short sales/deeds-in-lieu of foreclosure on $1.2 billion of loans. We anticipate meeting this commitment primarily through first lien modification and short sale activities. We are required to meet this commitment by January 7, 2015, and we anticipate that we will be able to meet our commitment within the required timeline. This commitment did not result in any charge as we believe that this commitment is covered through the existing allowance for credit losses and the nonaccretable difference relating to the purchased credit-impaired loan portfolios.

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

We believe we have successfully executed activities required under both the Consumer Relief (and state-level sub-commitments) and the Refinance Programs in accordance with the terms of our commitments. In our August 14, 2013, submission to the Monitor of the National Mortgage Settlement, we reported sufficient credits to satisfy the requirements of both programs. Our earned credits are subject to review and approval by the Monitor.

Asset/Liability Management

Asset/liability management involves evaluating, monitoring and managing interest rate risk, market risk, liquidity and funding. Primary oversight of these risks resides with the Finance Committee of our Board of Directors (Board), which oversees the administration and effectiveness of financial risk management policies and processes used to assess and manage these risks. At the management level we utilize a Corporate Asset/Liability Management Committee (Corporate ALCO), which consists of senior financial and business executives, to oversee these risks and report on them periodically to the Board’s Finance Committee. Each of our principal lines of business has its own asset/liability management committee and process linked to the Corporate ALCO process. As discussed in more detail for trading activities below, we employ separate management level oversight specific to the market risks related to our trading activities. Market risk, in its broadest sense, refers to the possibility that losses will result from the impact of adverse changes in market rates and prices on our trading and non-trading portfolios and financial instruments.

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

•         the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates decline sharply, MBS held in the investment securities portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income); or

•         interest rates may also have a direct or indirect effect on loan demand, collateral values, credit losses, mortgage origination volume, the fair value of MSRs and other financial instruments, the value of the pension liability and other items affecting earnings.

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

The degree to which these sensitivities offset each other is dependent upon the timing and magnitude of changes in interest rates, and the slope of the yield curve. During a transition to a higher or lower interest rate environment, a reduction or increase in interest-sensitive earnings from the mortgage banking business could occur quickly, while the benefit or detriment from balance sheet repricing could take more time to develop. For example, our lower rate scenarios  (scenario 1 and scenario 2) in the following table initially measure a decline in long-term interest rates versus our most likely scenario. Although the performance in both lower rate scenarios contains initial benefit from increased mortgage banking activity, each results in lower earnings relative to the most likely scenario over time given pressure on net interest income. The higher rate scenarios (scenario 3 and scenario 4) measure the impact of varying degrees of rising short-term and long-term interest rates over the course of the forecast horizon relative to the most likely scenario, both resulting in positive earnings sensitivity.

As of December 31, 2013, our most recent simulations estimate earnings at risk over the next 24 months under a range of both lower and higher interest rates. The results of the simulations are summarized in Table 42, indicating cumulative net income after tax earnings sensitivity relative to the most likely earnings plan over the 24 month horizon (a positive range indicates a beneficial earnings sensitivity measurement relative to the most likely earnings plan).

Risk Management – Asset/Liability Management  (continued)

Table 42: Earnings Sensitivity Over 24 Month Horizon Relative to Most Likely Earnings Plan

	Most	Lower rates		Higher rates
	likely	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Ending rates:
Fed funds	0.50%	0.25	0.25	1.25	4.00
10-year treasury (1)	3.60	1.70	3.10	4.10	5.40

Earnings relative to
most likely	N/A	-4.2%	-0.4%	0 - 5%	>5%

(1)	U.S. Constant Maturity Treasury Rate

We use the investment securities portfolio and exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. See the “Balance Sheet Analysis – Investment Securities” section in this Report for more information on the use of the available-for-sale and held-to-maturity securities portfolios. The notional or contractual amount, credit risk amount and fair value of the derivatives used to hedge our interest rate risk exposures as of December 31, 2013, and December 31, 2012, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in three main ways:

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

As expected, with the increase in mortgage interest rates in 2013, our mortgage banking revenue declined as the level of mortgage loan refinance activity significantly decreased compared with 2012. The decline in mortgage loan origination income (primarily driven by the decline in mortgage loan refinancing volume) more than offset the increase in net servicing income. The 2012 results reflected an environment of very low mortgage interest rates which led to high origination volumes and margins. Despite the increase in mortgage interest rates, the slow recovery in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue was strong in 2013, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during 2013.

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

We measure originations of MHFS at fair value where an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2013 and 2012, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale. In addition, in 2013 and 2012, we originated certain prime agency-eligible loans to be held for investment as part of our asset/liability management strategy.

We initially measure all of our MSRs at fair value and carry substantially all of them at fair value depending on our strategy for managing interest rate risk. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs carried at fair value reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. The valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. See “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” section in this Report for additional information. Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs, including prepayment speeds, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements.

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

The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Gains or losses associated with these economic hedges are included in mortgage banking noninterest income. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2013, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.

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

•         Origination volumes, the valuation of MSRs and hedging results and associated costs are also affected by many factors. Such factors include the mix of new business between ARMs and fixed-rate mortgages, the relationship between short-term and long-term interest rates, the degree of volatility in interest rates, the relationship between mortgage interest rates and other interest rate markets, and other interest rate factors. Additional factors that can impact the valuation of the MSRs include changes in servicing and foreclosure costs due to changes in investor or regulatory guidelines, as well as individual state foreclosure legislation, and changes in discount rates due to market participants requiring a higher return due to updated market expectations on costs and risks associated with investing in MSRs. Many of these factors are hard to predict and we may not be able to directly or perfectly hedge their effect.

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

The total carrying value of our residential and commercial MSRs was $16.8 billion and $12.7 billion at December 31, 2013 and 2012, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 4.52% and 4.77% at December 31, 2013 and 2012, respectively. The carrying value of our total MSRs represented 0.88% and 0.67% of mortgage loans serviced for others at December 31, 2013 and 2012, respectively.

Risk Management – Asset/Liability Management  (continued)

As part of our mortgage banking activities, we enter into commitments to fund residential mortgage loans at specified times in the future. A mortgage loan commitment is an interest rate lock that binds us to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock. These loan commitments are derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale. These derivative loan commitments are recognized at fair value on the balance sheet with changes in their fair values recorded as part of mortgage banking noninterest income. The fair value of these commitments include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan as part of the fair value measurement of derivative loan commitments. Changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment, referred to as a fall-out factor. The value of the underlying loan commitment is affected primarily by changes in interest rates and the passage of time.

Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we employ mortgage forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.

Market Risk – Trading Activities  We engage in trading activities primarily to accommodate the investment and risk management activities of our customers, execute economic hedging to manage certain of our balance sheet risks and for a very limited amount of proprietary trading for our own account. These activities primarily occur within our trading businesses and include entering into transactions with our customers that are recorded as trading assets and liabilities on our balance sheet. The primary risk metric used to monitor our trading assets and liabilities is Value-at-Risk (VaR). Value-at-Risk is covered in more detail in the Value-At-Risk Overview section in this Report. Assets and liabilities held outside of our trading portfolio are primarily monitored through the use of earnings simulations as described above.

Valuation Process  All of our trading assets and liabilities, including securities, foreign exchange transactions, commodity transactions and derivatives are carried at fair value. Income earned related to these trading activities include net interest income and changes in fair value related to trading assets and liabilities. Net interest income earned on trading assets and liabilities is reflected in the interest income and interest expense components of our income statement. Changes in fair value of trading assets and liabilities are reflected in net gains (losses) on trading activities, a component of noninterest income in our income statement. For a discussion of our significant accounting policies and how we determine fair value, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report. For descriptions of the valuation methodologies we use for assets and liabilities recorded at fair value on a recurring basis and for estimating fair value for financial instruments at fair value, see Note 16 (Derivatives) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

From a market risk perspective, our net income is exposed to changes in the fair value of trading assets and liabilities due to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices. Our Market Risk Committee, which is a management committee reporting to the Finance Committee of the Board, provides governance and oversight over market risk-taking activities across the Company.

Table 43 presents total revenue from trading activities.

Table 43: Income from Trading Activities

	Year ended December 31,
(in millions)	2013	2012	2011
Interest income (1)	$1,376	1,358	1,440
Less: Interest expense (2)	307	245	316
Net interest income	1,069	1,113	1,124

Noninterest income:
Net gains (losses) from
trading activities (3):
Customer accommodation	1,278	1,347	1,029
Economic hedges and other (4)	332	345	(1)
Proprietary trading	13	15	(14)
Total net trading gains	1,623	1,707	1,014
Total trading-related net interest
and noninterest income	$2,692	2,820	2,138

(1)	Represents interest and dividend income earned on trading securities.
(2)	Represents interest and dividend expense incurred on trading securities we have sold but have not yet purchased.
(3)	Represents realized gains (losses) from our trading activity and unrealized gains (losses) due to changes in fair value of our trading positions, attributable to the type of business activity.
(4)	Excludes economic hedging of mortgage banking activities and asset/liability management.

Customer accommodation  Customer accommodation activities are conducted to help customers manage their investment needs and risk management and hedging activities. We engage in market-making activities or act as an intermediary to purchase or sell financial instruments in anticipation of or in response to customer needs. This category also includes positions we use to manage our exposure to such transactions.

For the majority of our customer accommodation trading, we serve as intermediary between buyer and seller. For example, we may purchase or sell a derivative to a customer who wants to manage interest rate risk exposure. We typically enter into offsetting derivative or security positions with a separate counterparty or exchange to manage our exposure to the derivative with our customer. We earn income on this activity based on the transaction price difference between the customer and offsetting derivative or security positions, which is reflected in the fair value changes of the positions recorded in net gains (losses) on trading activities.

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

Proprietary trading  Proprietary  trading consists of security or derivative positions executed for our own account based upon market expectations or to benefit from price differences between financial instruments and markets. Proprietary trading activity has been substantially restricted by the Dodd-Frank Act provisions known as the “Volcker Rule.” On December 10, 2013, federal banking regulators, the SEC and CFTC jointly released a final rule to implement the Volcker Rule’s restrictions. Banking entities are not required to come into compliance with the Volcker Rule’s restrictions until July 21, 2015, however, we will be required to report certain trading metrics beginning June 30, 2014. During the conformance period, banking entities are expected to engage in “good faith” planning efforts, appropriate for their activities and investments, to enable them to conform all of their activities and investments to the Volcker Rule’s restrictions by no later than July 21, 2015. Accordingly, we reduced and are exiting certain business activities in anticipation of the final Volcker Rule. As discussed within this section and the noninterest income section of our financial results, proprietary trading activity is insignificant to our business and financial results. For more details on the Volcker Rule, see the “Regulatory Reform” section in this Report.

Daily Trading Revenue  Table 44 and Table 45 provide information on daily trading-related revenues for the Company’s trading portfolio. This trading-related revenue is defined as the change in value of the trading assets and trading liabilities, trading-related net interest income and trading-related intra-day gains and losses. Net trading-related revenue does not include activity related to long-term positions held for economic hedging purposes, period-end adjustments and other activity not representative of daily price changes driven by market factors.

Risk Management – Asset/Liability Management  (continued)

Table 44:  Distribution of Daily Trading-Related Revenues (for the year ended December 31, 2013)

Table 45:  Daily Trading-Related Revenues

Market Risk Governance  The Finance Committee of our Board reviews and approves the acceptable level of market risk for the Company. The Corporate Risk Group’s Market Risk Committee is responsible for governance and oversight over market risk-taking activities across the Company as well as the establishment of risk tolerances and line of business VaR limits. The Corporate Market Risk Group, which is part of the Corporate Risk Group, administers and monitors compliance with the requirements established by the Market Risk Committee. The Corporate Market Risk Group has oversight responsibilities in identifying, measuring and monitoring the Company’s market risk. The group is responsible for quantitative market risk model development, establishing independent risk limits, calculation and analysis of market risk capital, and reporting aggregated and line of business market risk information. Limits are regularly reviewed to ensure they remain relevant and within the market risk appetite for the Company. There is an automated limits monitoring system that enables a daily comprehensive review of multiple limits mandated across businesses by the Corporate Market Risk Group. Limits are set with inner boundaries that will be periodically breached to promote an ongoing dialogue of risk exposure within the Company. Each line of business that exposes the Company to market risk has direct responsibility for managing market risk in accordance with defined risk tolerances and approved market risk mandates and hedging strategies. As described below, we measure and monitor market risk for both management and regulatory capital purposes.

Market Risk Measurement  Market Risk is the risk of adverse changes in the fair value of the trading portfolios and financial instruments held by the Company due to changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity, and commodity prices. Market risk is intrinsic to the Company’s sales and trading, market making, investing, and risk management activities.

The Company uses VaR metrics complemented with sensitivity analysis and stress testing in measuring and monitoring market risk. These market risk measures are monitored at both the business unit level and at aggregated levels on a daily basis. Our corporate market risk management function aggregates all Company exposures to monitor whether risk measures are within our established risk appetite. Changes to the Company’s market risk profile are analyzed and reported on a daily basis. The Company monitors various market risk exposure measures from a variety of perspectives, which include line of business, product, risk type and legal entity.

Value-at-Risk Overview  VaR is a statistical risk measure used to estimate the potential loss from adverse moves in the financial markets. We utilize VaR models to measure market risk on an aggregate basis as well as on a disaggregated basis for each individual line of business. The VaR measures assume that historical changes in market values (historical simulation analysis) are representative of the potential future outcomes and measure the expected loss over a given time interval (for example, 1 day or 10 days) within a given confidence level. The historical simulation analysis approach uses historical changes of the risk factors from each trading day in the previous 12 months. The risk drivers of each trading position with respect to interest rates, credit spreads, foreign exchange rates, and equity and commodity prices are updated on a daily basis. We measure and report VaR for a 1-day holding period and a 10-day holding period at a 99% confidence level. This means that we would expect to incur single day losses greater than predicted by VaR estimates for the measured positions one time in every 100 trading days. We treat data from all historical periods as equally relevant and consider utilizing data for the previous 12 months as appropriate for determining VaR. We believe using a 12 month look back period helps ensure the Company’s VaR is responsive to current market conditions.

VaR measurement between different financial institutions is not readily comparable due to modeling and assumption differences from company to company. VaR measures are more useful when interpreted as an indication of trends rather than an absolute measure to be compared across institutions.

The VaR model is subject to limitations which are well established in the industry. Some of the primary limitations include availability of historical data and determining the appropriate mathematical model assumptions. These limitations are monitored by a management committee of the Market Risk Committee and Corporate Model Risk Committee (CMoR). The CMoR consists of senior executive management and reports on material model risk issues to the Risk Committee of the Board.

Sensitivity Analysis Overview  Sensitivity analysis is the measure of exposure to a single risk factor, such as a one basis point increase in rates or a 1% increase in equity prices. We conduct and monitor sensitivity on interest rates, credit spreads, volatility, equity, commodity, and foreign exchange exposure. Since VaR is based upon previous moves in market risk factors over recent historical periods, it may not provide accurate predictions of future market moves. Sensitivity analysis complements VaR as it provides an indication of risk relative to each factor irrespective of historical market moves.

Stress Testing Overview  While VaR captures the risk of loss due to adverse changes in markets using recent historical market data, stress testing captures the Company’s exposure to extreme, but low probability market movements. Stress scenarios estimate the risk of losses based on management’s assumptions of abnormal but severe market movements such as severe credit spread widening or a large decline in equity prices. These scenarios also assume that the market moves happen instantaneously and no repositioning or hedging activity takes place to mitigate losses as events unfold (although experience demonstrates otherwise).

An inventory of scenarios is maintained representing both historical and hypothetical stress events that affect a broad range of market risk factors with varying degrees of correlation and differing time horizons. Historical scenarios utilize an event-driven approach: the stress scenarios are based on plausible but rare events, and the analysis addresses how these events might affect the risk factors relevant to a portfolio. Hypothetical scenarios assess the impact of large movements in financial variables on portfolio values. Typical examples include a 100 basis point increase across the yield curve or a 10% decline in stock market indexes. However, this analysis lacks historical and economic content, which can limit its usefulness.

The Company’s stress testing framework is also used in calculating results in support of the Federal Reserve Board’s Comprehensive Capital Analysis & Review (CCAR) and internal risk measures. Stress scenarios are regularly reviewed and updated to address potential market events or concerns. For more detail on the CCAR process, see the “Capital Management” section in this Report.

Market Risk Monitoring   Trading VaR is the VaR measure used to provide insight into the market risk exhibited by the Company’s trading positions. The Company calculates Trading VaR for risk management purposes to establish line of business risk limits. Trading VaR is calculated based on all trading positions classified as trading assets or trading liabilities on our balance sheet. In addition, the Company monitors and manages a variety of sensitivity exposures and stress testing estimates.

Table 46 shows the results of the Company’s Trading VaR by risk category. As presented in the table, average Trading VaR was $21 million for the quarter ended December 31, 2013, compared with $18 million for the quarter ended September 30, 2013. The increase was primarily driven by changes in portfolio composition.

Risk Management – Asset/Liability Management  (continued)

Table 46: Trading 1-Day 99% VaR Metrics

		Quarter ended
	December 31, 2013				September 30, 2013
	Period				Period
(in millions)	end	Average	Low	High	end	Average	Low	High
VaR Risk Categories
Credit	$32	33	30	36	31	32	29	34
Interest rate	20	19	13	25	25	24	17	31
Equity	9	6	4	9	6	7	6	8
Commodity	1	2	1	3	3	3	2	4
Foreign exchange	-	1	-	2	1	1	1	2
Diversification benefit (1)	(38)	(40)			(47)	(49)
Total VaR	24	21			19	18

(1)

The period-end VaR was less than the sum of the VaR components described above, which is due to portfolio diversification. The diversification effect arises because the risks are not perfectly correlated causing a portfolio of positions to usually be less risky than the sum of the risks of the positions alone. The diversification benefit is not meaningful for low and high metrics since they may occur on different days.

Model Risk Management  Internal market risk models are governed by our Corporate Model Risk policies and procedures, which include model validation. The purpose of model validation includes ensuring the model is appropriate for its intended use and that appropriate controls exist to help mitigate the risk of invalid results. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose. The Corporate Model Risk group provides oversight of model validation and assessment processes.

All internal valuation models are subject to ongoing review by business-unit-level management, and all models are subject to additional oversight by a corporate-level risk management department. Corporate oversight responsibilities include evaluating the adequacy of business unit risk management programs, maintaining company-wide model validation policies and standards and reporting the results of these activities to management and CMoR.

Regulatory Market Risk Capital  Effective January 1, 2013, U.S. banking regulators adopted “Risk-Based Capital Guidelines: Market Risk” as the regulations covering the calculation of market risk regulatory capital. The market risk capital rule, commonly known as Basel 2.5, requires banking organizations with significant trading activities to adjust their capital requirements to better account for the market risks of those activities. The rule substantially modified the determination of market risk-weighted assets, and implements a more risk sensitive methodology. The Basel 2.5 regulatory market risk capital rule introduced new measures of market risk including stressed VaR, an incremental risk charge, and updates to standard specific risk charges. The market risk capital rule was reflected in the Company’s calculation of risk-weighted assets upon initial adoption in first quarter 2013.

Table 47 summarizes the market risk-based capital requirements charge and market RWA as of December 31, 2013, in accordance with the Basel 2.5 market risk capital rule.

Table 47: Market Risk Regulatory Capital and RWA

	December 31, 2013
	Risk-	Risk-
	based	weighted
(in millions)	capital	assets
Total VaR Measure	$252	3,149
Total Stressed VaR Measure	921	11,512
Incremental Risk Charge (IRC)	393	4,913
Total Modeled Capital (1)	1,566	19,574
Comprehensive Risk Charge (CRC)	-	-
Standard Specific Risk Charge:
Securitized Charge	633	7,913
Non-securitized Charge	583	7,289
Total Standard Specific Risk Charge	1,216	15,202
De minimus Charges	125	1,563
Total	$2,907	36,339

(1)	Includes the capital multiplier.

Composition of Material Portfolio of Covered Positions  The Basel 2.5 market risk capital rule substantially modified the determination of market RWA, and implemented a more risk sensitive methodology for the risks inherent in certain “covered” trading positions. The positions that are “covered” by the market risk capital rule are generally a subset of our trading assets and trading liabilities, specifically those held by the Company for the purpose of short-term resale or with the intent of benefiting from actual or expected short-term price movements, or to lock in arbitrage profits.

The material portfolio of the Company’s “covered” positions is predominantly concentrated in the trading assets and trading liabilities managed within Wholesale Banking, which is the predominant contributor to the Company’s overall VaR. Wholesale Banking engages in the fixed income, traded credit, foreign exchange, equities, and commodities markets businesses.

Regulatory Market Risk Capital Components  The Company’s “covered’ positions are subject to the market risk capital requirements, which are based on internally developed models or standardized specific risk charges. The market risk regulatory capital models are subject to internal model risk management and validation. The models are continuously monitored and enhanced in response to changes in market conditions, improvements in system capabilities, and changes in the Company’s market risk exposure. The Company is required to obtain and has received prior written approval from its regulators before using its internally developed models to calculate the market risk capital charge.

Basel 2.5 prescribes various VaR measures (e.g., Total VaR Measure) in the determination of regulatory capital and risk-weighted assets. The Company uses the same VaR models for both market risk management purposes as well as regulatory capital calculations.

Regulatory VaR  The  Regulatory VaR measures include:

•         Total  VaR Measure – is composed of General VaR and Specific Risk VaR and uses the previous 12 months of historical market data to comply with regulatory requirements.

o    General VaR

▪  Measures the risk of broad market movements such as changes in the level of interest rates, credit spreads, equity prices, foreign exchange rates, and commodity prices.

▪  Uses historical simulation analysis based on 99% confidence level and a 10-day time horizon.

o    Specific Risk VaR

▪  Measures the risk of loss that could result from factors other than broad market movement or name specific market risk.

▪  Uses Monte Carlo simulation analysis based on a 99% confidence level and a 10-day time horizon.

•         Total Stressed VaR Measure – uses a historical period of significant financial stress over a continuous 12 month period using historically available market data and is composed of General Stressed VaR and Specific Risk Stressed VaR. Stressed VaR uses the same methodology and models as the Total VaR measure.

Incremental Risk Charge  An Incremental Risk model, according to the market risk capital rule, must capture losses due to both issuer default and migration risk at the 99.9% confidence level over the one-year capital horizon under the assumption of constant level of risk or a constant position assumption. The model covers all credit-sensitive non-securitized products.

The Company calculates Incremental Risk by generating a portfolio loss distribution utilizing Monte Carlo simulation, which assumes numerous scenarios, where an assumption is made that the portfolio’s composition remains constant for a one-year time horizon. That is, the model will utilize a constant positions assumption. Individual issuer credit grade migration and issuer default risk is modeled through generation of the issuer’s credit rating transition based upon statistical modeling. Correlation between credit grade migration and default is captured by a multifactor proprietary model which takes into account industry classifications as well as regional effects. Additionally, the impact of market and issuer specific concentrations is reflected in the modeling framework by assignment of a higher charge for portfolios that have increasing concentrations in particular issuers or sectors. Lastly, the model captures product basis risk; that is, it reflects the material disparity between a position and its hedge.

Table 48 shows the General VaR measure categorized by major risk categories. Table 49 shows the results of the Company’s modeled components for regulatory capital calculations. As presented in Table 48, average 10-day General VaR was $80 million for the quarter ended December 31, 2013, compared with $64 million for the quarter ended September 30, 2013. The increase was primarily driven by changes in portfolio composition.

Risk Management – Asset/Liability Management  (continued)

Table 48: 10-Day 99% Regulatory General VaR Categories

		Quarter ended
	December 31, 2013				September 30, 2013
	Period				Period
(in millions)	end	Average	Low	High	end	Average	Low	High
Wholesale General VaR Risk Categories
Credit	$102	107	92	120	111	107	81	130
Interest rate	40	40	24	61	51	39	23	58
Equity	7	4	2	8	4	4	2	8
Commodity	4	4	2	5	3	3	2	4
Foreign exchange	1	2	1	6	2	2	1	4
Diversification benefit (1)	(81)	(92)	-	-	(115)	(105)	-	-
Wholesale General VaR	$73	65	49	79	56	50	26	66
Company General VaR	79	80	60	96	70	64	41	81

(1)

The period-end VaR was less than the sum of the VaR components described above, which is due to portfolio diversification. The diversification effect arises because the risks are not perfectly correlated causing a portfolio of positions to usually be less risky than the sum of the risks of the positions alone. The diversification benefit is not meaningful for low and high metrics since they may occur on different days.

Table 49: Regulatory Modeled Components Used to Calculate RWA

	Quarter ended
	December 31, 2013				September 30, 2013
	Period				Period
(in millions)	end	Average	Low	High	end	Average	Low	High
Total VaR Measure	$84	84	67	103	75	70	47	86
Total Stressed VaR Measure	328	307	245	420	746	355	269	746
Incremental Risk Charge (IRC)	425	393	354	442	383	348	297	403
Comprehensive Risk Charge (CRC)	-	-	-	-	-	-	-	-
Total Modeled Capital	$837	784			1,204	773

Securitization Positions  Basel 2.5 imposes a separate market risk capital charge for positions classified as a securitization or re-securitization. The primary criteria for classification as a securitization is whether there is a transfer of risk and whether the credit risk associated with the underlying exposures has been separated into at least two tranches reflecting different levels of seniority. Covered trading securitizations positions under Basel 2.5 include ABS, commercial mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS), and collateralized loan and other debt obligations (CLO/CDO) positions. The securitization capital requirements are the greater of the capital requirements of the net long or short exposure, and are capped at the maximum loss that could be incurred on any given transaction. Table 50 shows the aggregate net fair market value of securities and derivative securitization positions by exposure type that meet the regulatory definition of a covered trading securitization position at December 31, 2013.

Table 50: Covered Securitization Positions by Exposure Type (Market Value)

	December 31, 2013
(in millions)	ABS	CMBS	RMBS	CLO/CDO

Securitization Exposure
Securities	$604	559	479	561
Derivatives	(2)	2	16	(72)
Total	$602	561	495	489

Securitization Due Diligence and Risk Monitoring  The market risk capital rule requires that for every covered trading securitization and re-securitization position, the Company conducts due diligence on the risk of each position within three days of the execution of the purchase of that position. The Company’s due diligence provides an understanding of the features that would materially affect the performance of a securitization or re-securitization. The due diligence procedures are again performed on a quarterly basis for each securitization and re-securitization position. The Company attempts to manage the risks associated with securitization and re-securitization positions through the use of offsetting positions and portfolio diversification. The Company has implemented an automated solution intended to track the due diligence associated with every transaction and position.

Comprehensive Risk Charge / Correlation Trading  The market risk capital rule requires capital for correlation trading positions. The net market value of correlation trading positions that meet the definition of a covered position at December 31, 2013 was a net loss of less than $1 million, all of which were long positions. Correlation trading is a discontinued business in which the Company is no longer active, with current positions hedged and maturing over time. Given the immaterial aspect of this discontinued activity, the Company has elected not to develop an internal model based approach but will utilize standard specific risk charges for these positions.

Other Specific Risk  For positions that are not evaluated by the approved internal specific risk models, a regulatory prescribed standard specific risk charge is applied. The standard specific risk add-on for sovereign entities, public sector entities and depository institutions is based on the Organization for Economic Co-operation and Development (OECD) country risk classifications (CRC) and the remaining contractual maturity of the position. These risk add-ons for debt positions ranges from 0.25% to 12%. The add-on for corporate debt is based on credit spreads and the remaining contractual maturity of the position. All other types of debt positions are subject to an 8% add-on. The standard specific risk add-on for equity positions is generally 8%.

Risk Management – Asset/Liability Management  (continued)

VaR Backtesting  The  Basel 2.5 market risk capital rule requires conducting backtesting as one form of validation of the VaR model. Backtesting is a comparison of the daily VaR estimate with the actual clean profit and loss (clean P&L) as defined by the market risk capital rule. Clean P&L is the change in the value of the Company’s covered trading positions that would have occurred had previous end-of-day covered trading positions remained unchanged (therefore, excluding fees, commissions, net interest income, and intraday trading gains and losses). The backtesting analysis compares the daily Total VaR Measure for each of the trading days in the preceding 12 months with the net clean P&L. Clean P&L does not include credit adjustments and other activity not representative of daily price changes driven by market risk factors. The clean P&L measure of revenue is used to evaluate the performance of the Total VaR Measure and is not comparable to our actual daily trading net revenues, as reported elsewhere in this Report.

Any observed clean P&L loss in excess of the Total VaR Measure is considered an exception. The actual number of exceptions (that is, the number of business days for which the clean P&L losses exceed the corresponding 1-day, 99% Total VaR Measure) over the preceding 12 months is used to determine the VaR multiplier for the capital calculation. The number of actual backtesting exceptions is dependent on current market performance relative to historic market volatility. This capital multiplier increases from a minimum of three to a maximum of four, depending on the number of exceptions.

There were no backtesting exceptions which occurred in fourth quarter 2013. There were exceptions in second quarter 2013 that were driven by increased volatility in the fixed income markets from uncertainty about the Federal Reserve’s intentions regarding their quantitative easing efforts. These exceptions did not result in an increase in the capital multiplier.

Table 51 shows daily Total VaR Measure (1-day, 99%) for the year ended December 31, 2013. The Wells Fargo average Total VaR Measure for fourth quarter 2013 was $21 million with a low of $18 million and a high of $25 million.

Table 51:  Daily Total VaR Measure

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

Changes in equity market prices may also indirectly affect our net income by (1) the value of third party assets under management and, hence, fee income, (2) borrowers whose ability to repay principal and/or interest may be affected by the stock market, or (3) brokerage activity, related commission income and other business activities. Each business line monitors and manages these indirect risks.

Table 52 provides information regarding our marketable and nonmarketable equity investments.

Table 52: Nonmarketable and Marketable Equity Investments

		December 31,
(in millions)		2013	2012
Nonmarketable equity investments:
	Cost method:
	Private equity investments	$2,308	2,572
	Federal bank stock	4,670	4,227
	Total cost method	6,978	6,799
	Equity method and other:
	LIHTC investments (1)	6,209	4,767
	Private equity and other	5,782	6,156
	Total equity method and other	11,991	10,923
	Fair value (2)	1,386	-
	Total nonmarketable
	equity investments (3)	$20,355	17,722

Marketable equity securities:
	Cost	$2,039	2,337
	Net unrealized gains	1,346	448
	Total marketable
	equity securities (4)	$3,385	2,785

(1)	Represents low income housing tax credit investments.
(2)

Represents nonmarketable equity investments for which we have elected the fair value option. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for additional information.

(3)	Included in other assets on the balance sheet. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for additional information.
(4)	Included in securities available for sale. See Note 5 (Investment Securities) to Financial Statements in this Report for additional information.

Liquidity and Funding  The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. To achieve this objective, the Corporate ALCO establishes and monitors liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. We set these guidelines for both the consolidated company and for the Parent to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.

We maintain liquidity in the form of cash, cash equivalents and unencumbered high-quality, liquid securities. These assets make up our primary sources of liquidity. Our cash is primarily on deposit with the Federal Reserve. Securities included as part of our primary sources of liquidity are comprised of U.S. Treasury and federal agency debt, and mortgage-backed securities issued by federal agencies within the available-for-sale securities portfolio. We believe these securities provide quick sources of liquidity through repurchase agreements or sales, regardless of market conditions. High-quality, liquid held-to-maturity securities are not intended for sale but may be utilized in repurchase agreements to obtain financing. Some of the legal entities within our consolidated group of companies are subject to various regulatory, tax, legal and other restrictions that can limit the transferability of their funds. Accordingly, we believe we maintain

Risk Management – Asset/Liability Management  (continued)

adequate liquidity at these entities in consideration of such funds transfer restrictions.

Table 53 provides the primary sources of liquidity as of December 31, 2013.

Table 53: Primary Sources of Liquidity

	December 31, 2013
(in millions)	Total	Encumbered	Unencumbered
Cash on deposit	$186,249	-	186,249
Securities of U.S. Treasury and federal agencies	6,280	571	5,709
Mortgage-backed securities of federal agencies (1)	123,796	60,605	63,191
Total	$316,325	61,176	255,149

(1)	Included in encumbered securities are securities with a fair value of $653 million which were purchased in December 2013 but settled in January 2014.

Other than our primary sources of liquidity shown in Table 53, liquidity is also available through the sale or financing of other securities including trading and/or available-for-sale securities, as well as through the sale, securitization or financing of loans, to the extent such securities and loans are not encumbered. In addition, other held-to-maturity securities, to the extent not encumbered, may be used in repurchase agreements to obtain financing.

Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At December 31, 2013, core deposits were 119% of total loans compared with 118% a year ago. Additional funding is provided by long-term debt, other foreign deposits, and short-term borrowings. Long-term debt averaged $134.9 billion in 2013 and $127.5 billion in 2012. Short-term borrowings averaged $54.7 billion in 2013 and $51.2 billion in 2012.

We access domestic and international capital markets for long-term funding (generally greater than one year) through issuances of registered debt securities, private placements and asset-backed secured funding. Investors in the long-term capital markets, as well as other market participants, generally will consider, among other factors, a company’s debt rating in making investment decisions. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, the level and quality of earnings, and rating agency assumptions regarding the probability and extent of federal financial assistance or support for certain large financial institutions. Adverse changes in these factors could result in a reduction of our credit rating; however, our debt securities do not contain credit rating covenants.

Generally, rating agencies review a firm’s ratings at least annually. There were no changes to our credit ratings in 2013, and both the Parent and Wells Fargo Bank, N.A. remain among the top-rated financial firms in the U.S. On October 8, 2013, Fitch Ratings affirmed all the ratings of the Parent and its rated subsidiaries; on October 25, 2013, Standard & Poor’s Ratings Services (S&P) affirmed all the ratings of the Parent and its rated subsidiaries; and on November 14, 2013, Moody’s Investors Service (Moody’s) confirmed all the ratings of the Parent and its rated subsidiaries. This ratings confirmation by Moody’s followed completion of their review regarding whether to continue incorporating the possibility of federal support in ratings applicable to certain bank holding companies in light of recent regulatory developments related to the Title II Orderly Liquidation Authority of the Dodd-Frank Act. Moody’s decided to eliminate any assumption of federal support for the impacted holding companies, including the Parent. However, Moody’s also concluded that the same regulatory developments were likely to reduce the severity of losses for bank holding company creditors in the event of default, reflecting the potential benefits of a more orderly resolution of bank holding companies and their related banks. The net result of these offsetting conclusions was the confirmation of our ratings. S&P is likewise reviewing their support assumptions for certain bank holding companies in light of the same regulatory developments. That review is ongoing and S&P has not specified a timeframe for completion of their review.

See the “Risk Management – Asset/Liability Management” and “Risk Factors” sections in this Report for additional information regarding our credit ratings as of December 31, 2013, and the potential impact a credit rating downgrade would have on our liquidity and operations, as well as Note 16 (Derivatives) to Financial Statements in this Report for information regarding additional collateral and funding obligations required for certain derivative instruments in the event our credit ratings were to fall below investment grade.

The credit ratings of the Parent and Wells Fargo Bank, N.A. as of December 31, 2013, are presented in Table 54.

Table 54: Credit Ratings

	Wells Fargo & Company		Wells Fargo Bank, N.A.
		Short-term	Long-term	Short-term
	Senior debt	borrowings	deposits	borrowings
Moody's	A2	P-1	Aa3	P-1
S&P	A+	A-1	AA-	A-1+
Fitch Ratings	AA-	F1+	AA	F1+
DBRS	AA	R-1*	AA**	R-1**

* middle **high

On January 6, 2013, the Basel Committee on Bank Supervision (BCBS) endorsed a revised Basel III liquidity framework for banks. In October 2013, a Notice of Proposed Rulemaking (NPR) regarding the U.S. implementation of the Basel III liquidity coverage ratio (LCR) was issued by the FRB, OCC and FDIC. The NPR’s public comment period closed on January 31, 2014, and the agencies will review and take into consideration the comments filed on the proposal before adopting a final rule. The FRB recently finalized rules imposing enhanced liquidity management standards on large BHCs such as Wells Fargo. We will continue to analyze these proposed and recently finalized rules and other regulatory proposals that may affect liquidity risk management to determine the level of operational or compliance impact to Wells Fargo. For additional information see the “Capital Management” and “Regulatory Reform” sections in this Report.

Parent Under SEC rules, our Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. In April 2012, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt. At December 31, 2013, the Parent had available $41.9 billion in short-term debt issuance authority and $82.2 billion in long-term debt issuance authority. The Parent’s debt issuance authority granted by the Board includes short-term and long-term debt issued to affiliates. During 2013, the Parent issued $13.1 billion of senior notes, of which $6.9 billion were registered with the SEC. In addition, during 2013, the Parent issued $5.5 billion of subordinated notes, all of which were registered with the SEC. During fourth quarter 2013, the Parent exchanged $2.1 billion of subordinated notes issued by Wells Fargo Bank, N.A. for $2.4 billion of unregistered subordinated notes issued by the Parent. In addition, during fourth quarter 2013, the Parent exchanged $672 million of subordinated notes issued by the Parent for $723 million of unregistered subordinated notes issued by the Parent. A registration statement filed by the Parent on December 17, 2013, was declared effective on January 3, 2014, and provides for these newly issued unregistered subordinated notes to be exchanged for registered securities. The offer to exchange these unregistered subordinated notes for registered notes commenced on January 6, 2014. In addition, in January 2014, the Parent issued $1.7 billion of registered senior notes.

The Parent’s proceeds from securities issued in 2013 were used for general corporate purposes, and, unless otherwise specified in the applicable prospectus or prospectus supplement, we expect the proceeds from securities issued in the future will be used for the same purposes. Depending on market conditions, we may purchase our outstanding debt securities from time to time in privately negotiated or open market transactions, by tender offer, or otherwise.

Table 55 provides information regarding the Parent’s medium-term note (MTN) programs. The Parent may issue senior and subordinated debt securities under Series L & M, and the European and Australian programmes. Under Series K, the Parent may issue senior debt securities linked to one or more indices or bearing interest at a fixed or floating rate.

Table 55: Medium-Term Note (MTN) Programs

			December 31, 2013
				Debt	Available
		Date		issuance	for
(in billions)		established		authority	issuance
MTN program:
	Series L & M (1)	May 2012		$25.0	9.4
	Series K (1)(3)	April 2010		25.0	22.3
	European (2)(4)	December 2009		25.0	16.7
	European (2)(5)	August 2013		10.0	10.0
	Australian (2)(6)	June 2005	AUD	10.0	5.7

(1)	SEC registered.
(2)	Not registered with the SEC. May not be offered in the United States without applicable exemptions from registration.
(3)	As amended in April 2012.
(4)

As amended in April 2012 and April 2013. For securities to be admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and to trade on the Regulated Market of the London Stock Exchange.

(5)

For securities that will not be admitted to listing, trading and/or quotation by any stock exchange or quotation system, or will be admitted to listing, trading and/or quotation by a stock exchange or quotation system that is not considered to be a regulated market.

(6)	As amended in October 2005, March 2010 and September 2013.

Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $125 billion in outstanding long-term debt. At December 31, 2013, Wells Fargo Bank, N.A. had available $100 billion in short-term debt issuance authority and $80.1 billion in long-term debt issuance authority. In March 2012, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in outstanding long-term senior or subordinated notes. During 2013, Wells Fargo Bank, N.A. issued $8.9 billion of senior notes under the bank note program. At December 31, 2013, Wells Fargo Bank, N.A. had remaining issuance capacity under the bank note program of $50 billion in short-term senior notes and $36.6 billion in long-term senior or subordinated notes. In addition, during 2013, Wells Fargo Bank, N.A. executed advances of $24.0 billion with the Federal Home Loan Bank of Des Moines, of which $19.0 billion remained outstanding at December 31, 2013.

Wells Fargo Canada Corporation In February 2014, Wells Fargo Canada Corporation (WFCC), an indirect wholly owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions a base shelf prospectus for the distribution from time to time in Canada of up to CAD $7.0 billion in medium-term notes. During 2013, WFCC issued CAD $1.5 billion in medium-term notes using availability outstanding under its prior base shelf prospectus. In January 2014, WFCC issued an additional CAD $1.3 billion in medium-term notes also using availability outstanding under its prior base shelf prospectus. All medium-term notes issued by WFCC are unconditionally guaranteed by the Parent.

Federal Home Loan Bank Membership The Federal Home Loan Banks (the FHLBs) are a group of cooperatives that lending institutions use to finance housing and economic development in local communities. We are a member of the FHLBs based in Dallas, Des Moines and San Francisco. Each member of the FHLBs is required to maintain a minimum investment in capital stock of the applicable FHLB. The board of directors of each FHLB can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment

Risk Management – Asset/Liability Management  (continued)

requirements outside of specified ranges requires the approval of the Federal Housing Finance Board. Because the extent of any obligation to increase our investment in any of the FHLBs depends entirely upon the occurrence of a future event, potential future payments to the FHLBs are not determinable.

Capital Management

We have an active program for managing stockholders’ equity and regulatory capital, and maintain a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. Our potential sources of stockholders’ equity primarily include retention of earnings net of dividends, as well as issuances of common and preferred stock. Retained earnings increased $14.7 billion from December 31, 2012, predominantly from Wells Fargo net income of $21.9 billion, less common and preferred stock dividends of $7.2 billion. During 2013, we issued approximately 115 million shares of common stock, substantially all of which related to employee benefit plans. In March 2013, we issued 25 million Depositary Shares, each representing a 1/1,000th interest in a share of the Company’s newly issued 5.25% Non-Cumulative Perpetual Class A Preferred Stock, Series P, for an aggregate public offering price of $625 million. In July 2013, we issued 69 million Depositary Shares, each representing a 1/1,000th interest in a share of the Company’s newly issued 5.85% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series Q, for an aggregate public offering price of $1.7 billion. In December 2013, we issued 34 million Depositary Shares, each representing a 1/1000th interest in a share of the Company’s newly issued 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series R, for an aggregate public offering price of $840 million. During 2013, we repurchased approximately 124 million shares of common stock in open market transactions and from employee benefit plans, at a net cost of $5.1 billion. In addition, the Company entered into a $500 million forward purchase contract in December 2013 with an unrelated third party that is expected to settle in first quarter 2014 for approximately 11 million shares. For additional information about our forward repurchase agreements see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Regulatory Capital Guidelines

The Company and each of our insured depository institutions are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2013, the Company and each of our insured depository institutions were “well-capitalized” under applicable regulatory capital adequacy guidelines. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

Current regulatory RBC rules are based primarily on broad credit risk considerations and market-related risks, but do not take into account other types of risk facing a financial services company. The RBC rules are based primarily upon the 1988 capital accord of the Basel Committee on Banking Supervision (BCBS) establishing international guidelines for determining regulatory capital known as “Basel I.” Our capital adequacy assessment process contemplates a wide range of risks that the Company is exposed to and also takes into consideration our performance under a variety of stressed economic conditions, as well as regulatory expectations and guidance, rating agency viewpoints and the view of capital markets participants.

Effective January 1, 2013, the Company implemented changes to the market risk capital rule, commonly referred to as Basel 2.5, as required by federal banking regulators. Basel 2.5 requires banking organizations with significant trading activities to adjust their capital requirements to better account for the market risks of those activities. The market risk capital rule is reflected in the Company’s calculation of RWA and, upon initial adoption in first quarter 2013, reduced capital ratios under Basel I by approximately 25 basis points, but did not impact our ratio under Basel III, as its impact has historically been included in our calculations. In December 2013, the FRB approved a final rule, effective April 1, 2014, revising the market risk capital rule to, among other things, conform the rule to the FRB’s new capital framework finalized in July 2013 and discussed below. For additional information see the “Risk Management – Asset/Liability Management” section in this Report.

In 2007, federal banking regulators approved a final rule adopting revised international guidelines for determining regulatory capital known as “Basel II.” Basel II incorporates three pillars that address (a) capital adequacy, (b) supervisory review, which relates to the computation of capital and internal assessment processes, and (c) market discipline, through increased disclosure requirements. We entered the “parallel run phase” of Basel II in July 2012. During the “parallel run phase,” banking organizations must successfully complete an evaluation period under supervision from regulatory agencies in order to receive approval to calculate risk-based capital requirements under the advanced approach guidelines. The parallel run phase will continue until we receive regulatory approval to exit parallel reporting and subsequently begin publicly reporting our advanced approach regulatory capital results and related disclosures.

In December 2010, the BCBS finalized a set of further revised international guidelines for determining regulatory capital known as “Basel III.” These guidelines were developed in response to the financial crisis of 2008 and 2009 and were intended to address many of the weaknesses identified in the previous Basel standards, as well as in the banking sector that contributed to the crisis including excessive leverage, inadequate and low quality capital and insufficient liquidity buffers.

In July 2013, federal banking regulators approved final and interim final rules to implement the BCBS Basel III capital guidelines for U.S. banking organizations. These final capital rules, among other things:

•         implement in the United States the Basel III regulatory capital reforms including those that revise the definition of capital, increase minimum capital ratios, and introduce a minimum Common Equity Tier 1 (CET1) ratio of 4.5% and a capital conservation buffer of 2.5% (for a total minimum CET1 ratio of 7.0%) and a potential countercyclical buffer of up to 2.5%, which would be imposed by regulators at their discretion if it is determined that a period of excessive credit growth is contributing to an increase in systemic risk;

•         require a Tier 1 capital to average total consolidated assets ratio of 4% and introduce, for large and internationally active bank holding companies (BHCs), a Tier 1 supplementary leverage ratio of 3% that incorporates off-balance sheet exposures;

•         revise Basel I rules for calculating RWA to enhance risk sensitivity under a standardized approach;

•         modify the existing Basel II advanced approaches rules for calculating RWA to implement Basel III;

•         deduct certain assets from CET1, such as deferred tax assets that could not be realized through net operating loss carry-backs, significant investments in non-consolidated financial entities, and MSRs, to the extent any one category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1;

•         eliminate the accumulated other comprehensive income or loss filter that applies under RBC rules over a five-year phase in beginning in 2014; and

•         comply with the Dodd-Frank Act provision prohibiting the reliance on external credit ratings.

We were required to comply with the final Basel III capital rules beginning January 2014, with certain provisions subject to phase-in periods. The Basel III capital rules are scheduled to be fully phased in by January 1, 2022. Based on our interpretation of the final capital rules, we estimate that our CET1 ratio under the final Basel III capital rules using the advanced approach method exceeded the fully phased-in minimum of 7.0% by 276 basis points at December 31, 2013. Because the rules were only recently finalized, the interpretations and assumptions we use in estimating our calculations are subject to change depending on our ongoing review of the final capital rules and any guidance received from our regulators.

Consistent with the Collins Amendment to the Dodd-Frank Act, banking organizations that have completed their parallel run process and have been approved by the FRB to use the advanced approach methodology to determine applicable minimum risk-weighted capital ratios and additional buffers must use the higher of their RWA as calculated under (i) the advanced approach rules, and (ii) from January 1, 2014, to December 31, 2014, the general Basel I RBC rules and, commencing on January 1, 2015, and thereafter, the risk weightings under the standardized approach.

In July 2013, federal banking regulators introduced proposals that would enhance the recently finalized supplementary leverage ratio requirements for large BHCs like Wells Fargo and their insured depository institutions. Under the proposals, effective on January 1, 2018, a covered BHC would be required to maintain a supplementary leverage ratio of at least 5% to avoid restrictions on capital distributions and discretionary bonus payments. The proposals would also require that all of our insured depository institutions maintain a supplementary leverage ratio of 6% in order to be considered well capitalized. Based on our review, our current leverage levels would exceed the applicable proposed requirements for the holding company and each of our insured  depository institutions. Federal banking regulators, however, have indicated they may make further changes to the U.S. supplementary leverage ratio requirements based on revisions to the Basel III leverage framework proposed by the BCBS in 2013 and finalized in January 2014. In addition, as discussed in the “Risk Management – Asset/Liability Management – Liquidity and Funding” section in this Report, a Notice of Proposed Rulemaking regarding the U.S. implementation of the Basel III LCR was issued by the FRB, OCC and FDIC in October 2013. The proposal, which has not been finalized, was substantially similar to the BCBS proposal but differed in some respects that may be viewed as a stricter version of the LCR, such as proposing a more aggressive phase-in period.

The FRB has also indicated that it is in the process of considering new rules to address the amount of equity and unsecured debt a company must hold to facilitate its orderly liquidation and to address risks related to banking organizations that are substantially reliant on short-term wholesale funding. In addition, the FRB is developing rules to implement an additional CET1 capital surcharge on those U.S. banking organizations, such as the Company, that have been designated by the Financial Stability Board (FSB) as global systemically important banks (G-SIBs). The G-SIB surcharge would be in addition to the minimum Basel III 7.0% CET1 requirement and ranges from 1.0% to 3.5% of RWA, depending on the bank’s systemic importance, which would be determined under an indicator-based approach that considers five broad categories: cross-jurisdictional activity; size; inter-connectedness; substitutability/financial institution infrastructure; and complexity. The G-SIB surcharge is expected to be phased in beginning in January 2016 and become fully effective on January 1, 2019. The FSB, in an updated listing published in November 2013 based on year-end 2012 data, identified the Company as one of the 29 G-SIBs and provisionally determined that the Company’s surcharge would be 1.0%. The FSB is expected to update the list of G-SIBs and their required surcharges prior to implementation based on additional or future data.

Capital Planning and Stress Testing

Under the FRB’s capital plan rule, large BHCs are required to submit capital plans annually for review to determine if the FRB has any objections before making any capital distributions. The rule requires updates to capital plans in the event of material changes in a BHC’s risk profile, including as a result of any significant acquisitions.

On March 14, 2013, the FRB notified us that it did not object to our 2013 capital plan included in the 2013 CCAR. Since the FRB notification, the Company took several capital actions, including increasing its quarterly common stock dividend rate to $0.30 per share, redeeming Wachovia Preferred Funding Corp. preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the final Basel III capital standards, and repurchasing shares of our common stock.

Our 2014 CCAR, which was submitted on January 3, 2014, included a comprehensive capital plan supported by an assessment of expected uses and sources of capital over a given planning horizon under a range of expected and stress scenarios, similar to the process the FRB used to conduct the CCAR in 2013. As part of the 2014 CCAR, the FRB also generated a supervisory stress test, which assumed a sharp decline in the economy and significant decline in asset pricing using the information provided by the Company to estimate performance. The FRB is expected to review the supervisory stress results both as required under the Dodd-Frank Act using a common set of capital actions for all large BHCs and by taking into account the Company’s proposed capital actions. The FRB has indicated that it will publish its supervisory stress test results as required under the Dodd-Frank Act, and the related CCAR results

Capital Management (continued)

taking into account the Company’s proposed capital actions, in March 2014.

In addition to CCAR, federal banking regulators also require stress tests to evaluate whether an institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions. In October 2012, the FRB issued final rules regarding stress testing requirements as required under the Dodd-Frank Act provision imposing enhanced prudential standards on large BHCs such as Wells Fargo. The OCC issued and finalized similar rules during 2012 for stress testing of large national banks. The FRB issued interim final rules in September 2013 clarifying how companies should incorporate the Basel III capital rules into their capital planning and stress testing exercises. These stress testing rules, which became effective for Wells Fargo on November 15, 2012, set forth the timing and type of stress test activities large BHCs and banks must undertake as well as rules governing stress testing controls, oversight and disclosure requirements. As required under the FRB’s stress testing rule, we completed a mid-cycle stress test based on March 31, 2013, data and scenarios developed by the Company. We submitted the results of the mid-cycle stress test to the FRB in July 2013 and disclosed a summary of the results in September 2013.

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

In October 2012, the Board authorized the repurchase of 200 million shares. At December 31, 2013, we had remaining authority under this authorization to purchase approximately 74 million shares, subject to regulatory and legal conditions. For more information about share repurchases during 2013, see Part II, Item 2 in this Report.

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

In connection with our participation in the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program (TARP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an exercise price of $34.01 per share expiring on October 28, 2018. The Board authorized the repurchase by the Company of up to $1 billion of the warrants. On May 26, 2010, in an auction by the U.S. Treasury, we purchased 70,165,963 of the warrants at a price of $7.70 per warrant. We have purchased an additional 986,426 warrants, all on the open market, since the U.S. Treasury auction. At December 31, 2013, there were 39,108,864 warrants outstanding and exercisable and $452 million of unused warrant repurchase authority. Depending on market conditions, we may purchase from time to time additional warrants in privately negotiated or open market transactions, by tender offer or otherwise.

Risk-Based Capital and Risk-Weighted Assets

Table 56 and Table 57 provide information regarding the composition of and change in our risk-based capital, respectively, under Basel I.

Table 56: Risk-Based Capital Components Under Basel I

		December 31,
(in billions)		2013	2012
Total equity		$171.0	158.9
Noncontrolling interests		(0.9)	(1.3)
Common stockholders' equity		170.1	157.6
Adjustments:
Preferred stock		(15.2)	(12.0)
Cumulative other comprehensive income		(1.4)	(5.6)
Goodwill and other intangible assets (1)		(29.6)	(30.4)
Investment in certain subsidiaries and other		(0.4)	(0.6)
Tier 1 common equity (2)	(A)	123.5	109.0
Preferred stock		15.2	12.0
Qualifying hybrid securities and noncontrolling interests		2.0	5.6
Total Tier 1 capital		140.7	126.6
Long-term debt and other instruments qualifying as Tier 2		20.5	17.2
Qualifying allowance for credit losses		14.3	13.6
Other		0.7	0.2
Total Tier 2 capital		35.5	31.0
Total qualifying capital	(B)	$176.2	157.6

Risk-weighted assets (RWAs) (3):
Credit risk		$1,105.2	1,066.2
Market risk		36.3	10.9
Total RWAs	(C)	$1,141.5	1,077.1

Capital Ratios:
Tier 1 common equity to total RWAs	(A)/(C)	10.82%	10.12
Total capital	(B)/(C)	15.43	14.63

(1)		Goodwill and other intangible assets are net of any associated deferred tax liabilities.
(2)

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

(3)

Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Capital Management (continued)

Table 57: Analysis of Changes in Capital Under Basel I

(in billions)
Tier 1 common equity at December 31, 2012		$109.0
Net income		20.9
Common stock dividends		(6.1)
Common stock repurchased		(2.6)
Other changes in addition paid in capital		0.7
Goodwill and other intangible assets (net of any associated deferred tax liabilities)		0.9
Other		0.7
Change in Tier 1 common equity		14.5
Tier 1 common equity at December 31, 2013		$123.5

Tier 1 capital at December 31, 2012		$126.6
Change in Tier 1 common equity		14.5
Issuance of noncumulative perpetual preferred		3.1
Redemption of trust preferred securities		(2.8)
Other		(0.7)
Change in Tier 1 capital		14.1
Tier 1 capital at December 31, 2013	(A)	$140.7

Tier 2 capital at December 31, 2012		$31.0
Change in long-term debt and other instruments qualifying as Tier 2		3.3
Change in qualifying allowance for credit losses		0.7
Other		0.5
Change in Tier 2 capital		4.5
Tier 2 capital at December 31, 2013	(B)	35.5
Qualifying capital	(A) + (B)	$176.2

Table 58 presents information on the components of RWAs included within our regulatory capital ratios under Basel I. Additional information regarding the composition of market risk-weighted assets is provided in Table 59 in this Report.

Table 58: Risk-Weighted Assets Under Basel I

	December 31,
(in millions)	2013	2012
On-balance sheet RWAs
Investment securities	$93,445	85,205
Securities financing transactions (1)	10,385	20,040
Loans (2)	680,953	660,724
Market risk	36,339	10,947
Other	91,788	83,981
Total on-balance sheet RWAs	912,910	860,897
Off-balance sheet RWAs
Commitments and guarantees (3)	199,197	180,151
Derivatives	10,545	13,599
Other	18,862	22,503
Total off-balance sheet RWAs	228,604	216,253
Total RWAs under Basel I	$1,141,514	1,077,150

(1)	Represents fed funds sold and securities purchased under resale agreements.
(2)	Represents loans held for sale and loans held for investment.
(3)	Primarily includes financial standby letters of credit and other unused commitments.

Table 59 presents changes in RWAs for the year ended December 31, 2013.

Table 59: Analysis of Changes in Risk-Weighted Assets Under Basel I

(in millions)
RWAs at December 31, 2012	$1,077,150
Net change in on-balance sheet RWAs:
Investment securities	8,240
Securities financing transactions	(9,655)
Loans	20,229
Market risk	25,392
Other	7,807
Total change in on-balance sheet RWAs	52,013
Net change in off-balance sheet RWAs:
Commitments and guarantees	19,046
Derivatives	(3,054)
Other	(3,641)
Total change in off-balance sheet RWAs	12,351
RWAs at December 31, 2013	$1,141,514

The increase in on-balance sheet RWAs was primarily due to increased market risk, loan exposure and investment securities. Off-balance sheet RWAs primarily increased due to newly issued commitments and guarantees.

Table 60 provides information regarding our CET1 calculation as estimated under Basel III using the advanced approach method.

Table 60: Common Equity Tier 1 Under Basel III (1)(2)

(in billions)	December 31, 2013
Tier 1 common equity under Basel I		$123.5
Adjustments from Basel I to Basel III (3) (4):
Cumulative other comprehensive income related to AFS securities and defined benefit pension plans		1.3
Other		1.4
Total adjustments from Basel I to Basel III		2.7
Threshold deductions, as defined under Basel III (4) (5)		-
Common Equity Tier 1 anticipated under Basel III	(C)	$126.2
Total RWAs anticipated under Basel III (6)	(D)	$1,293.4
Common Equity Tier 1 to total RWAs anticipated under Basel III	(C)/(D)	9.76%

(1)

Common Equity Tier 1 is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews Common Equity Tier 1 along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(2)

The Basel III Common Equity Tier 1 and RWAs are estimated based on management’s interpretation of the Basel III capital rules adopted July 2, 2013, by the FRB. The rules establish a new comprehensive capital framework for U.S. banking organizations that implement the Basel III capital framework and certain provisions of the Dodd-Frank Act.

(3)

Adjustments from Basel I to Basel III represent reconciling adjustments, primarily certain components of cumulative other comprehensive income deducted for Basel I purposes, to derive Common Equity Tier 1 under Basel III.

(4)

Volatility in interest rates can have a significant impact on the valuation of cumulative other comprehensive income and MSRs and therefore, may impact adjustments from Basel I to Basel III, and MSRs subject to threshold deductions, as defined under Basel III, in future reporting periods.

(5)

Threshold deductions, as defined under Basel III, include individual and aggregate limitations, as a percentage of Common Equity Tier 1, with respect to MSRs (net of related deferred tax liability, which approximates the MSR book value times the applicable statutory tax rates), deferred tax assets and investments in unconsolidated financial companies.

(6)

The final Basel III capital rules provide for two capital frameworks:  the "standardized" approach intended to replace Basel I, and the "advanced" approach applicable to certain institutions as originally defined under Basel II. Under the final rules, we will be subject to the lower of our Common Equity Tier 1 ratio calculated under the standardized approach and under the advanced approach in the assessment of our capital adequacy. Accordingly, the estimate of RWA reflects management's interpretation of RWA determined under the advanced approach because management expects RWA to be higher using the advanced approach compared with the standardized approach. Basel III capital rules adopted by the Federal Reserve Board incorporate different classification of assets, with certain risk weights based on a borrower's credit rating or Wells Fargo's own models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements.

Regulatory Reform

Since the enactment of the Dodd-Frank Act in 2010, the U.S. financial services industry has been subject to a significant increase in regulation and regulatory oversight initiatives. This increased regulation and oversight has substantially changed how most U.S. financial services companies conduct business and has increased their regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory reform matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2013 Form 10-K, and the “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

Dodd-Frank Act

The Dodd-Frank Act is the most significant financial reform legislation since the 1930s and is driving much of the current U.S. regulatory reform efforts. The Dodd-Frank Act and many of its provisions became effective in July 2010 and July 2011. However, a number of its provisions still require final rulemaking or additional guidance and interpretation by regulatory authorities or will be implemented over time. Accordingly, in many respects the ultimate impact of the Dodd-Frank Act and its effects on the U.S. financial system and the Company remain uncertain. The following provides additional information on the Dodd-Frank Act, including the current status of certain of its rulemaking initiatives.

•         Enhanced supervision and regulation of systemically important firms.   The Dodd-Frank Act grants broad authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and stress testing and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB has also proposed, but not yet finalized, additional enhanced prudential standards that would implement single counterparty credit limits and establish remediation requirements for large BHCs experiencing financial distress. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council (FSOC) and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks. The OCC, under separate authority, has also recently released for public comment proposed new guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A.

•         The Collins Amendment.  This provision of the Dodd-Frank Act phases out the benefit of issuing trust preferred securities by eliminating them from Tier 1 capital over a three year period that began on January 1, 2013.

•         Regulation of consumer financial products.  The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure consumers receive clear and accurate disclosures regarding financial products and to protect them from hidden fees and unfair or abusive practices. With respect to residential mortgage lending, the CFPB issued a number of final rules in 2013 implementing new requirements that generally became effective in January 2014. These rules include provisions requiring creditors originating residential mortgage loans to make a reasonable and good faith determination that each applicant has a reasonable ability to repay the loan. In addition, these rules established a definition of “qualified mortgage” to support a broad access to credit for consumers coupled with legal protections for lenders and secondary market purchasers. These rules also impose requirements on servicers to correct loan information errors, to provide information in response to borrower requests, and to provide protection to borrowers in cases of force-placed insurance. Other rules address policy and procedural concerns, such as requirements to provide notice or information regarding certain interest rate adjustments or payoff information; to evaluate borrower applications for and to provide delinquent borrowers with information regarding loss mitigation options; and to establish loan originator compensation restrictions, high-cost mortgage requirements, appraisal requirements, and escrow standards for higher-priced mortgages. In November 2013, the CFPB also finalized rules integrating disclosures required of lenders and settlement agents under the Truth in Lending Act and the Real Estate Settlement Procedures Act effective August 1, 2015. In addition to these rulemaking activities, the CFPB is continuing its on-going supervisory examination activities of the financial services industry with respect to a number of consumer businesses and products, including credit card add-on products, fair lending requirements, and student lending activities. At this time, the Company cannot predict the full impact of the CFPB’s rulemaking and supervisory authority on our business practices or financial results.

Regulators also provided guidance to the financial services industry regarding the provision of short-term, small-dollar loans to consumers, such as our direct deposit advance service. On January 17, 2014, we announced that we would discontinue our direct deposit advance service. New consumer checking accounts opened February 1, 2014, or later will not be eligible to access the service, while existing customers will be able to access the service until mid-2014. Discontinuation of the service is not expected to have a material financial impact on the Company.

•         Volcker Rule.  The Volcker Rule substantially restricts banking entities from engaging in proprietary trading or owning any interest in or sponsoring or having certain relationships with a hedge fund, a private equity fund or certain structured transactions that are deemed covered funds. On December 10, 2013, federal banking regulators, the SEC and CFTC jointly released a final rule to implement the Volcker Rule’s restrictions. Banking entities are not required to come into compliance with the Volcker Rule’s restrictions until July 21, 2015. Banking entities with $50 billion or more in trading assets and liabilities such as Wells Fargo, however, will be required to report certain trading metrics beginning June 30, 2014. During the conformance period, banking entities are expected to engage in “good-faith” planning efforts, appropriate for their activities and investments, to enable them to conform all of their activities and investments to the Volcker Rule’s restrictions by no later than July 21, 2015. Limited further extensions of the compliance period may be granted at the discretion of the FRB. As a banking entity with more than $50 billion in consolidated assets, we will also be subject to enhanced compliance program requirements. We continue to evaluate the final rule and assess its impact on our trading and investment activities, but we do not anticipate a material impact to our financial results as proprietary trading is not significant to our financial results. Moreover, we already have reduced or exited certain businesses in anticipation of the rule’s compliance date and, although we expect to have to divest certain investments in non-conforming funds as a result of the rule, such divestments will be limited and are not expected to be material to our financial results.

•         Regulation of swaps and other derivatives activities.   The Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives and authorized the CFTC and the SEC to regulate swaps and security-based swaps, respectively. The CFTC and SEC jointly adopted new rules and interpretations that established the compliance dates for many of their rules implementing the new regulatory framework, including provisional registration of our national bank subsidiary, Wells Fargo Bank, N.A., as a swap dealer, which occurred at the end of 2012. In addition, the CFTC has adopted final rules that, among other things, require extensive regulatory and public reporting of swaps, require certain swaps to be centrally cleared and traded on exchanges or other multilateral platforms, and require swap dealers to comply with comprehensive internal and external business conduct standards. Margin rules for swaps not centrally cleared have been proposed and, if adopted, may significantly increase the cost of hedging in the over-the-counter market. These new rules, as well as others being considered by regulators in other jurisdictions, may negatively impact customer demand for over-the-counter derivatives.

Also included in this regulatory framework are certain “push-out” provisions affecting U.S. banks acting as dealers in commodity swaps, equity swaps and certain credit default swaps, which will require that these activities be conducted through an affiliate. The “push-out” provision in the Dodd-Frank Act provided for a July 2013 effective date and granted the OCC discretion to provide a transition period of up to two years for banks to comply with the new requirements. Wells Fargo Bank, N.A. prepared and filed a transition period request with the OCC, and the OCC granted the request providing a twenty-four month transition period which began on July 16, 2013.

•         Changes to ABS markets.  The Dodd-Frank Act requires sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages (QRMs) and FHA/VA loans. Federal regulatory agencies proposed initial joint rules in 2011 to implement this credit risk retention requirement, which included an exemption for the GSE’s mortgage-backed securities. The 2011 proposal was subject to extensive public comment, and the agencies issued a second proposal in 2013. The second proposal revised the definition of QRMs, which are exempt from the risk retention requirements, to align the definition with the Consumer Financial Protection Bureau’s definition of “qualified mortgage.” The second proposal also addressed the measures for complying with the risk retention requirement and continued to provide limited exemptions for qualifying commercial loans, qualifying commercial real estate loans, and qualifying automobile loans that meet certain requirements. If adopted as written, the current proposal may impact our ability to issue certain asset-backed securities or otherwise participate in various securitization transactions. Final rules have not yet been issued.

•         Enhanced regulation of money market mutual funds.  Citing concerns with perceived risks that money market mutual funds may pose to the financial stability of the United States, the FSOC released proposed recommendations to the SEC for additional regulations governing these funds. The FSOC’s proposed recommendations included implementation of floating net asset value requirements, redemption holdback provisions, and capital buffer requirements. These proposed recommendations would be in addition to regulatory changes with respect to money market mutual funds made by the SEC in 2010. The FSOC released the proposed recommendations for public comment but has not yet adopted final recommendations. Following the FSOC’s proposal, the SEC issued its own proposed regulatory changes that would, among other things, require a floating net asset value for prime institutional money market funds, or liquidity fees and redemption gates during periods of stress for non-governmental money market funds, or a combination of both measures. The SEC’s proposal was subject to public comment, but the SEC has not yet adopted any of the proposed regulatory changes.

•         Regulation of interchange transaction fees (the Durbin Amendment).  On October 1, 2011, the FRB rule enacted to implement the Durbin Amendment to the Dodd-Frank Act that limits debit card interchange transaction fees to those “reasonable” and “proportional” to the cost of the transaction became effective. The rule generally established that the maximum allowable interchange fee that an issuer may receive or charge for an electronic debit transaction is the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction. On July 31, 2013, the U.S. District Court for the District of Columbia ruled that the approach used by the FRB in setting the maximum allowable interchange transaction fee impermissibly included costs that were specifically excluded from consideration under the Durbin Amendment. The District Court’s decision maintained the current interchange transaction fee standards until the FRB drafts new regulations or interim standards. In August 2013, the FRB filed a notice of appeal of the decision to the United States Court of Appeals for the District of Columbia. In September 2013, the Court of Appeals granted a joint motion for an expedited appeal, and the District Court’s order has been stayed pending the appeal. The Court of Appeals held oral arguments on the appeal in January 2014.

Regulatory Capital Guidelines and Capital Plans

During 2013, federal banking regulators issued final rules that substantially amended the risk-based capital rules for banking organizations. The rules implement the Basel III regulatory capital reforms in the U.S., comply with changes required by the Dodd-Frank

Regulatory Reform  (continued)

Act, and replace the existing Basel I-based capital requirements. We were required to begin complying with the rules on January 1, 2014, subject to phase-in periods that are scheduled to be fully phased in by January 1, 2022. Federal banking regulators have also issued proposals to impose a supplementary leverage ratio on large BHCs like Wells Fargo and our insured depository institutions and to implement the Basel III liquidity coverage ratio. For more information on the final capital rules, the proposed leverage and liquidity rules, and additional capital requirements under consideration by federal banking regulators, see the “Capital Management” section in this Report.

“Living Will” Requirements and Related Matters

Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically revise resolution plans, so called “living-wills”, that would facilitate their resolution in the event of material distress or failure. Under the rules, resolution plans are required to provide strategies for resolution under the Bankruptcy Code and other applicable insolvency regimes that can be accomplished in a reasonable period of time and in a manner that mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. Wells Fargo submitted its resolution plan under these rules on June 29, 2013. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure. Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare a resolution plan for the FDIC under separate regulatory authority and submitted the plan on June 29, 2013.

The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and recently released a notice regarding a proposed resolution strategy, known as “single point  of  entry,” designed to resolve a large financial institution in a manner that holds management responsible for its failure, maintains market stability, and imposes losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers. Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. The FDIC has requested public comment on this proposed resolution strategy.

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

Allowance for Credit Losses

The allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date, excluding loans carried at fair value. We develop and document our allowance methodology at the portfolio segment level. Our loan portfolio consists of a commercial loan portfolio segment and a consumer loan portfolio segment.

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

COMMERCIAL PORTFOLIO SEGMENT  The allowance for credit losses for unimpaired commercial loans is estimated through the application of loss factors to loans based on credit risk ratings for each loan. In addition, the allowance for unfunded credit commitments, including letters of credit, is estimated by applying these loss factors to loan equivalent exposures. The loss factors reflect the estimated default probability and quality of the underlying collateral. The loss factors used are statistically derived through the observation of historical losses incurred for loans within each credit risk rating over a relevant specified period of time. We apply our judgment to adjust or supplement these loss factors and estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios. These risk ratings are subject to review by an internal team of credit specialists.

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

The models used to determine the allowance are validated by an internal model validation group operating in accordance with Company policies.

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

Impaired loans, which predominantly include nonaccrual commercial loans and any loans that have been modified in a TDR have an estimated allowance calculated as the difference, if any, between the impaired value of the loan and the recorded investment in the loan. The impaired value of the loan is generally calculated as the present value of expected future cash flows from principal and interest, which incorporates expected lifetime losses, discounted at the loan’s effective interest rate. The development of these expectations requires significant management review and judgment. When collateral is the sole source of repayment for an impaired loan, rather than the borrower’s income or other sources of repayment, we charge down to net realizable value which may reduce or eliminate the need for an allowance. The allowance for an unimpaired loan is based solely on principal losses without consideration for timing of those losses. The allowance for an impaired loan that was modified in a TDR may be lower than the previously established allowance for that loan due to benefits received through modification, such as lower probability of default and/or severity of loss, and the impact of prior charge-offs or charge-offs at the time of the modification that may reduce or eliminate the need for an allowance.

Commercial and consumer PCI loans may require an allowance subsequent to their acquisition. This allowance requirement is due to probable decreases in expected principal and interest cash flows (other than due to decreases in interest rate indices and changes in prepayment assumptions).

SENSITIVITY TO CHANGES  Changes in the allowance for credit losses and, therefore, in the related provision for credit losses can materially affect net income. In applying the review and judgment required to determine the allowance for credit losses, management considers changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, economic factors or business decisions, such as the addition or liquidation of a loan product or business unit, may affect the loan portfolio, causing management to provide or release amounts from the allowance for credit losses.

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

Assuming a one risk rating downgrade throughout our commercial portfolio segment, a more pessimistic economic outlook for modeled losses on our consumer portfolio segment and incremental deterioration in our PCI portfolio could imply an additional allowance requirement of approximately $8.4 billion.

Assuming a one risk rating upgrade throughout our commercial portfolio segment and a more optimistic economic outlook for modeled losses on our consumer portfolio segment could imply a reduced allowance requirement of approximately $2.0 billion.

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

Substantially all commercial and industrial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into pools based on common risk characteristics. Each pool is accounted for as a single

Critical Accounting Policies (continued)

asset with a single composite interest rate and an aggregate expectation of cash flows.

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

We use a dynamic and sophisticated model to estimate the value of our MSRs. The model is validated by an internal model validation group operating in accordance with Company policies. Senior management reviews all significant assumptions quarterly. Mortgage loan prepayment speed – a key assumption in the model – is the annual rate at which borrowers are forecasted to repay their mortgage loan principal including estimates for borrower default. The discount rate used to determine the present value of estimated future net servicing income – another key assumption in the model – is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts). Both assumptions can, and generally will, change quarterly as market conditions and interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Therefore, estimating prepayment speeds within a range that market participants would use in determining the fair value of MSRs requires significant management judgment. Additionally, in recent years, we have made significant adjustments to the assumptions for servicing and foreclosure costs as a result of an increase in the number of defaulted loans as well as changes in servicing processes associated with default and foreclosure management. While our current valuation reflects our best estimate of these costs, future regulatory changes in servicing standards, as well as changes in individual state foreclosure legislation, may have an impact on these assumptions and our MSR valuation in future periods.

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

We establish mortgage repurchase liabilities related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescission notices, as well as estimated levels of origination defects) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We establish a liability at the time loans are sold and continually update our liability estimate during the remaining life of such loans. Although activity can vary by investor, investors may demand repurchase at any time and there is often a lag from the date of default to the time we receive a repurchase demand. The majority of repurchase demands are on loans that default in the first 24 to 36 months following origination of the mortgage loan. The most significant portion of our repurchases under our representation and warranty provisions are attributable to borrower misrepresentations and loan underwriting issues.

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

The mortgage loan repurchase liability at December 31, 2013, represents our best estimate of the probable loss that we may incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses is dependent on economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs and other significant investors to monitor and address their repurchase demand practices and concerns. For additional information on our repurchase liability, including an adverse impact analysis, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Fair Value of Financial Instruments

We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Trading assets, securities available for sale, derivatives, substantially all residential MHFS, certain loans held for investment, certain nonmarketable equity investments, securities sold but not yet purchased (short sale liabilities) and certain long-term debt instruments are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain MHFS and LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Additionally, for certain financial instruments not recorded at fair value we disclose the estimate of their fair value.

Critical Accounting Policies (continued)

Fair value represents the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.

The accounting provisions for fair value measurements include a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. For additional information on fair value levels, see Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

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

Determination of the fair value of financial instruments using either vendor prices or internally developed prices is subject to our internal price validation procedures, which include, but are not limited to, one or a combination of the following procedures:

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

For instruments where we utilize vendor prices to record the price of an instrument, we perform additional procedures. We evaluate pricing vendors by comparing prices from one vendor to prices of other vendors for identical or similar instruments and evaluate the consistency of prices to known market transactions when determining the level of reliance to be placed on a particular pricing vendor. Methodologies employed, controls in place and inputs used by third party pricing vendors are subject to additional review when such services are provided. This review may consist of, in part, obtaining and evaluating control reports issued and pricing methodology materials distributed.

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

Our financial assets valued using Level 3 measurements consist of collateralized debt obligations (CDOs), certain collateralized loan obligations (CLOs), asset-backed securities, auction-rate securities, certain derivative contracts such as interest rate lock loan commitments on residential MHFS and credit default swaps related to collateralized mortgage obligation (CMO), CDO and CLO exposures and certain MHFS, certain loans, and MSRs. For additional information on how we value MSRs refer to the discussion earlier in this section.

Table 61 presents the summary of the fair value of financial instruments recorded at fair value on a recurring basis, and the amounts measured using significant Level 3 inputs (before derivative netting adjustments). The fair value of the remaining assets and liabilities were measured using valuation methodologies involving market-based or market-derived information (collectively Level 1 and 2 measurements).

Table 61: Fair Value Level 3 Summary

	December 31, 2013		December 31, 2012
	Total		Total
($ in billions)	balance	Level 3 (1)	balance	Level 3 (1)
Assets carried
at fair value	$353.1	37.2	358.7	51.9
As a percentage
of total assets	23%	2	25	4

Liabilities carried
at fair value	$22.7	3.7	22.4	3.1
As a percentage of
total liabilities	2%	*	2	*

*	Less than 1%.
(1)	Before derivative netting adjustments.

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

Current Accounting Developments

The following accounting pronouncements have been issued by the FASB but are not yet effective:

•         Accounting Standards Update (ASU or Update) 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure

•         ASU  2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects

•         ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists; and

•         ASU 2013-08, Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.

ASU 2014-04 clarifies the timing of when a creditor is considered to have taken physical possession of residential real estate collateral for a consumer mortgage loan, resulting in the reclassification of the loan receivable to real estate owned. A creditor has taken physical possession of the property when either (1) the creditor obtains legal title through foreclosure, or (2) the borrower transfers all interests in the property to the creditor via a deed in lieu of foreclosure or a similar legal agreement. The Update also requires disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in residential real estate mortgage loans that are in process of foreclosure. These changes are effective for us in first quarter 2015 with prospective application. Early adoption is permitted. Our adoption of this guidance will not have a material effect on our consolidated financial statements.

ASU 2014-01 amends the criteria a company must meet to elect to account for investments in qualified affordable housing projects using a method other than the cost or equity methods. If the criteria are met, a company is permitted to amortize the initial investment cost in proportion to and over the same period as the total tax benefits the company expects to receive. The amortization of the initial investment cost and tax benefits are to be recorded in the income tax expense line. The Update also requires new disclosures about all investments in qualified affordable housing projects regardless of the accounting method used. These changes are effective for us in first quarter 2015 with retrospective application. Early adoption is permitted. We are evaluating the impact this Update will have on our consolidated financial statements.

ASU 2013-11 is expected to eliminate diversity in practice as it provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (NOL) carryforward, a similar tax loss, or a tax credit carryforward exists. These changes are effective for us in first quarter 2014 with prospective application applied to all unrecognized tax benefits that exist at the effective date. Early adoption and retrospective application are permitted. This Update will not have a material effect on our consolidated financial statements.

ASU 2013-08 amends the scope, measurement and disclosure requirements for investment companies. The Update changes criteria companies use to assess whether an entity is an investment company. In addition, investment companies must measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting. This Update also requires new disclosures, including information about changes, if any, in an entity’s status as an investment company and information about financial support provided or contractually required to be provided by an investment company to any of its investees. These changes are effective for us in first quarter 2014 with prospective application. Early adoption is not permitted. The Update will not have a material effect on our consolidated financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make forward-looking statements in our other documents filed or furnished with the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses and allowance releases; (iv) the appropriateness of the allowance for credit losses; (v) our expectations regarding net interest income and net interest margin; (vi) loan growth or the reduction or mitigation of risk in our loan portfolios; (vii) future capital levels and our estimated Common Equity Tier 1 ratio under Basel III capital standards; (viii) the performance of our mortgage business and any related exposures; (ix) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (x) future common stock dividends, common share repurchases and other uses of capital; (xi) our targeted range for return on assets and return on equity; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.

Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•         current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, and the overall slowdown in global economic growth;

•         our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•         financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•         the extent of our success in our loan modification efforts, as well as the effects of regulatory requirements or guidance regarding loan modifications;

•         the amount of mortgage loan repurchase demands that we receive and our ability to satisfy any such demands without having to repurchase loans related thereto or otherwise indemnify or reimburse third parties, and the credit quality of or losses on such repurchased mortgage loans;

•         negative effects relating to our mortgage servicing and foreclosure practices, including our obligations under the settlement with the Department of Justice and other federal and state government entities, as well as changes in industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures;

•         our ability to realize our efficiency ratio target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;

•         the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•         a recurrence of significant turbulence or disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of other-than-temporary impairment on securities held in our investment securities portfolio;

•         the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;

•         reputational damage from negative publicity, protests, fines, penalties and other negative consequences from regulatory violations and legal actions;

•         a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•         the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•         fiscal and monetary policies of the Federal Reserve Board; and

•         the other risk factors and uncertainties described under “Risk Factors” in this Report.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.

For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with

Forward-Looking Statements  (continued)

the Securities and Exchange Commission, including the discussion under “Risk Factors” in this Report, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.

Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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

RISKS RELATED TO THE ECONOMY, FINANCIAL MARKETS, INTEREST RATES AND LIQUIDITY

As one of the largest lenders in the U.S. and a provider of financial products and services to consumers and businesses across the U.S. and internationally, our financial results have been, and will continue to be, materially affected by general  economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.   We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business where we currently are the largest mortgage originator in the U.S. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to gradually improve from the depressed levels of 2008 and early 2009, economic growth has been slow and uneven. In addition, the negative effects and continued uncertainty stemming from U.S. fiscal and political matters, including concerns about deficit levels, taxes and U.S. debt ratings, have impacted and may continue to impact the continuing global economic recovery. For example, the U.S. government experienced a temporary closure in October 2013 due to the government’s inability to reach a budget agreement, and, although a temporary agreement was reached, the risk of future closures or even a U.S. government default exists if further agreements cannot be achieved. A prolonged period of slow growth in the global economy, particularly in the U.S., or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or dampen the global economic recovery,  could materially adversely affect our financial  results and condition.

The improvement in the U.S. economy as well as higher home prices contributed to our strengthened credit performance and allowed us to release amounts from our allowance for credit losses, however there is no guarantee we will have allowance releases in the future. If unemployment levels worsen  or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial lenders and the largest CRE lender in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Although we have significant capacity to add loans to our balance sheet, loan demand, especially consumer loan demand, has been soft resulting in our retaining a much higher amount of lower yielding liquid assets on our balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and noninterest income and our earnings.

A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, mutual fund, securities brokerage, wealth management, and investment banking businesses. In 2013, approximately 25% of our revenue was fee income, which included trust and investment fees, card fees and other fees. We earn fee income from managing assets for others and providing brokerage and other investment advisory and wealth management services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. The U.S. stock market experienced all-time highs in 2013 and there is no guarantee that those price levels will continue. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading and venture capital businesses. Any deterioration in global financial markets and economies, including as a result of any international political unrest or disturbances, may adversely affect the revenues and earnings of our international operations, particularly our global financial institution and correspondent banking services.

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

We hold securities in our investment securities portfolio, including U.S. Treasury and federal agency securities and federal agency MBS, securities of U.S. states and political subdivisions, residential and commercial MBS, corporate debt securities, other asset-backed securities and marketable equity securities, including securities relating to our venture capital activities. We analyze securities held in our investment securities portfolio for OTTI on at least a quarterly basis. The process for determining whether impairment is other than temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving contractual principal and interest payments on the security. Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate our customers in the management of their market price risk, as well as when we take positions based on market expectations or to benefit from differences between financial instruments and markets. The securities held in these activities are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public securities and these securities also are subject to market fluctuations with gains and losses recognized in net income when realized and periodically include OTTI charges. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there can be no assurance that our processes and strategies will be effective in avoiding losses that could have a material adverse effect on our financial results.

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

For more information, refer to the “Risk Management – Asset/Liability Management – Interest Rate Risk”, “– Market Risk – Equity Investments”, and “– Market Risk – Trading Activities” and the

Risk Factors  (continued)

“Balance Sheet Analysis – Investment Securities” sections in this Report and Note 5 (Investment Securities) to Financial Statements in this Report.

Effective liquidity management, which ensures that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments, including principal and interest payments on our debt, efficiently under both normal operating conditions and other unpredictable circumstances of industry or financial market stress, is essential for the operation of our business, and our financial results and condition could be materially adversely affected if we do not effectively manage our liquidity.  Our liquidity is essential for the operation of our business. We primarily rely on bank deposits to be a low cost and stable source of funding for the loans we make and the operation of our business. Core customer deposits, which include noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits, have historically provided us with a sizeable source of relatively stable and low-cost funds. In addition to customer deposits, our sources of liquidity include investments in our securities portfolio, our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the FHLB and the FRB, and our ability to raise funds in domestic and international money through capital markets.

Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets, and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. While market conditions have continued to improve since the financial crisis, there can be no assurance that significant disruption and  volatility in  the  financial markets will not occur in the future. For example, the U.S. government’s temporary closure in October 2013 and continued concerns over the government’s ability to reach a budget agreement caused financial market volatility. In addition, concerns regarding the potential failure to raise the U.S. government debt limit and any associated downgrade of U.S. government debt ratings may cause uncertainty and volatility as well. A failure to raise the U.S. debt limit in the future and/or additional downgrades of the sovereign debt ratings of the U.S. government or the debt ratings of related institutions, agencies or instrumentalities, as well as other fiscal or political events could, in addition to causing economic and financial market disruptions, materially adversely affect the market value of the U.S. government securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of our business and our financial results and condition.

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

Adverse changes in our credit ratings could have a material adverse effect on our liquidity, cash flows, financial results and condition.   Our borrowing costs and ability to obtain funding are influenced by our credit ratings. Reductions in one or more of our credit ratings could adversely affect our ability to borrow funds and raise the costs of our borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect our ability to raise funding. Credit ratings and credit ratings agencies’ outlooks are based on the ratings agencies’ analysis of many quantitative and qualitative factors, such as our capital adequacy, liquidity, asset quality, business mix, the level and quality of our earnings, rating agency assumptions regarding the probability and extent of federal financial assistance or support, and other rating agency specific criteria. In addition to credit ratings, our borrowing costs are affected by various other external factors, including market volatility and concerns or perceptions about the financial services industry generally.

On October 8, 2013, Fitch Ratings affirmed all the ratings of the Parent and its rated subsidiaries. On October 25, 2013, Standard & Poor’s Ratings Services (S&P) affirmed all the ratings of the Parent and its rated subsidiaries, and on November 14, 2013, Moody’s Investors Service (Moody’s) confirmed all of the ratings of the Parent and its rated subsidiaries. This ratings confirmation by Moody’s followed completion of their review regarding whether to continue incorporating the possibility of federal support in ratings applicable to certain bank holding companies in light of recent regulatory developments related to the Title II Orderly Liquidation Authority of the Dodd-Frank Act. Moody’s decided to eliminate any assumption of federal support for the impacted holding companies, including the Parent. However, Moody’s also concluded that the same regulatory developments were likely to reduce the severity of losses for bank holding company creditors in the event of default, reflecting the potential benefits of a more orderly resolution of bank holding companies and their related banks. The net result of these offsetting conclusions was the confirmation of our ratings. S&P is likewise reviewing their support assumptions for certain bank holding companies in light of the same regulatory developments. That review is ongoing and S&P has not specified a timeframe for completion of their review. There can be no assurance that we will maintain our credit ratings and outlooks and that credit ratings downgrades in the future would not materially affect our ability to borrow funds and borrowing costs.

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

For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2013 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

RISKS RELATED TO FINANCIAL REGULATORY REFORM AND OTHER LEGISLATION AND REGULATIONS

Enacted legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage and mutual fund businesses, are subject to significant regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where we conduct business. These regulations protect depositors, federal deposit insurance funds, consumers, investors and the banking and financial system as a whole, not necessarily our stockholders. Economic, market and political conditions during the past few years have led to a significant amount of new legislation and regulation in the U.S. and abroad, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue in businesses or impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences.

On July 21, 2010, the Dodd-Frank Act, the most significant financial reform legislation since the 1930s, became law. The Dodd-Frank Act, among other things, (i) established the Financial Stability Oversight Council to monitor systemic risk posed by financial firms and imposes additional and enhanced FRB regulations, including capital and liquidity requirements, on certain large, interconnected bank holding companies such as Wells Fargo and systemically significant nonbanking firms intended to promote financial stability; (ii) creates a liquidation framework for the resolution of covered financial companies, the costs of which would be paid through assessments on surviving covered financial companies; (iii) makes significant changes to the structure of bank and bank holding company regulation and activities in a variety of areas, including prohibiting proprietary trading and private fund investment activities, subject to certain exceptions; (iv) creates a new framework for the regulation of over-the-counter derivatives and new regulations for the securitization market and strengthens the regulatory oversight of securities and capital markets by the SEC; (v) established the Consumer Financial Protection Bureau (CFPB) within the FRB, which has sweeping powers to administer and enforce a new federal regulatory framework of consumer financial regulation; (vi) may limit the existing pre-emption of state laws with respect to the application of such laws to national banks, makes federal pre-emption no longer applicable to operating subsidiaries of national banks, and gives state authorities, under certain circumstances, the ability to enforce state laws and federal consumer regulations against national banks; (vii) provides for increased regulation of residential mortgage activities; (viii) revised the FDIC's assessment base for deposit insurance by changing from an assessment base defined by deposit liabilities to a risk-based system based on total assets; (ix) phases out over three years beginning January 2013 the Tier 1 capital treatment of trust preferred securities; (x) permitted banks to pay interest on business checking accounts beginning on July 1, 2011; (xi) authorized the FRB under the Durbin Amendment to adopt regulations that limit debit card interchange fees received by debit card issuers; and (xii) includes several corporate governance and executive compensation provisions and requirements, including mandating an advisory stockholder vote on executive compensation.

The Dodd-Frank Act and many of its provisions became effective in July 2010 and July 2011. However, a number of its provisions still require final rulemaking, guidance, and interpretation by regulatory authorities. Accordingly, in many respects the ultimate impact of the

Risk Factors  (continued)

Dodd-Frank Act and its effects on the U.S. financial system and the Company still remain uncertain. Nevertheless, the Dodd-Frank Act, including current and future rules implementing its provisions and the interpretation of those rules, could result in a loss of revenue, require us to change certain of our business practices, limit our ability to pursue certain business opportunities, increase our capital requirements and impose additional assessments and costs on us and otherwise adversely affect our business operations and have other negative consequences.

Our consumer businesses, including our mortgage, credit card and other consumer lending and non-lending businesses, may be negatively affected by the activities of the CFPB, which has broad rulemaking powers and supervisory authority over consumer financial products and services. Although the full impact of the CFPB on our businesses is uncertain, the CFPB’s activities may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements which could limit or negatively affect the products and services that we currently offer our customers. For example, in 2013, the CFPB issued a number of new rules impacting residential mortgage lending practices. As a result of greater regulatory scrutiny of our consumer businesses, we also may become subject to more or expanded regulatory examinations and/or investigations, which also could result in increased costs and harm to our reputation in the event of a failure to comply with the increased regulatory requirements.

The Dodd-Frank Act’s proposed prohibitions or limitations on proprietary trading and private fund investment activities, known as the “Volcker Rule,” also may reduce our revenue and earnings, although proprietary trading has not been significant to our financial results. Rules to implement the requirements of the Volcker Rule were first proposed in 2011, and final rules were issued in December 2013. Pursuant to an order of the FRB, banking entities are required to make good faith planning efforts to come into compliance with the Volcker Rule’s restrictions by July 21, 2015, subject to potential limited further extensions of the compliance period that may be granted at the discretion of the FRB. Companies with $50 billion or more in trading assets and liabilities such as Wells Fargo will be required to report trading metrics beginning June 30, 2014. Under the final rule, Wells Fargo will also be subject to enhanced compliance program requirements. Because we continue to evaluate the final rule and assess its requirements, the ultimate impact of the final Volcker Rule on our investment activities, including our venture capital business, is uncertain.

The Dodd-Frank Act also imposes changes on the ABS markets by requiring sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages and FHA/VA loans. Federal regulatory agencies have proposed rules to implement this credit risk retention requirement, which have only included limited exemptions. If adopted as written, the current proposal may impact our ability to issue certain ABS or otherwise participate in various securitization transactions.

Money market mutual fund reform is also currently being evaluated. The Financial Stability Oversight Council (FSOC) released for public comment proposed recommendations for new SEC regulations to address the perceived risks that money market mutual funds may pose to the financial stability of the United States. These proposed recommendations include implementation of floating net asset value requirements, redemption holdback provisions, and capital buffer requirements and would be in addition to regulatory changes with respect to money market mutual funds made by the SEC in 2010. The FSOC has not yet adopted final recommendations. Following the FSOC’s proposals, the SEC issued its own proposed regulatory changes that would, among other things, require a floating net asset value for prime institutional money market funds, or liquidity fees and redemption gates during periods of stress for non-governmental money market funds, or a combination of both measures. The SEC has not issued final regulations. Until final regulations are adopted, the ultimate effect on our business and financial results remains uncertain.

Federal banking regulators also continue to implement the provisions of the Dodd-Frank Act addressing the risks to the financial system posed by the failure of a systemically important financial institution. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo has prepared and filed a resolution plan, a so called “living will,” that would facilitate our resolution in the event of material distress or failure. If the FRB and FDIC determine that our plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure.  Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare and submit a resolution plan to the FDIC under separate regulatory authority.

The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and recently released a notice regarding a proposed resolution strategy, known as “single point of entry,” designed to resolve a large financial institution in a manner that would, among other things, impose losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers.  Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries.

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

For more information, refer to the “Regulatory Reform” section in this Report and the “Regulation and Supervision” section in our 2013 Form 10‑K.

Bank regulations, including Basel capital and liquidity standards and FRB guidelines and rules, may require higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business or provide loans to our customers.   Federal banking regulators continually monitor the capital position of banks and bank holding companies. In December 2010, the Basel Committee on Banking Supervision (BCBS) finalized a set of international guidelines for determining regulatory capital known as Basel III. These guidelines are designed to address many of the weaknesses identified in the previous Basel standards and in the banking sector as contributing to the financial crisis of 2008 and 2009 by, among other things, increasing minimum capital requirements, increasing the quality of capital, increasing the risk coverage of the capital framework, increasing liquidity buffers, and increasing standards for the supervisory review process and public disclosure. When fully phased in, the Basel III guidelines require bank holding companies to maintain a minimum ratio of Common Equity Tier 1 (CET1) to risk-weighted assets of at least 7.0%. The BCBS has also proposed certain liquidity coverage and funding ratios. The BCBS liquidity framework was initially proposed in 2010 and included a liquidity coverage ratio (LCR) to measure the stock of high-quality liquid assets to total net cash outflows over the next 30 calendar day period. The BCBS recently published revisions to the LCR, including revisions to the definitions of high quality liquid assets and net cash outflows. As originally proposed, the LCR would be introduced on January 1, 2015, but the revisions provided for phased-in implementation over a four year period beginning January 1, 2015, with full phase-in on January 1, 2019.

In June 2011, the BCBS also proposed additional CET1 surcharge requirements for global systemically important banks (G-SIBs) ranging from 1.0% to 3.5% depending on the bank’s systemic importance to be determined based on certain factors. This new capital surcharge, which would be phased in beginning in January 2016 and become fully effective on January 1, 2019, would be in addition to the Basel III 7.0% CET1 requirement proposed in December 2010. The Financial Stability Board (FSB), in an updated list published in November 2013 based on year-end 2012 data, identified the Company as one of 29 G-SIBs and provisionally determined that the Company’s surcharge would be 1%. The FSB may revise the list of G-SIBs and their required surcharges prior to implementation based on additional or future data.

U.S. regulatory authorities have been considering the BCBS capital guidelines and related proposals, and in July 2013, U.S. banking regulators approved final and interim final rules to implement the Basel III capital guidelines for U.S. banks. These final capital rules, among other things:

•         implement in the United States the Basel III regulatory capital reforms including those that revise the definition of capital, increase minimum capital ratios, and introduce a minimum CET1 ratio of 4.5% and a capital conservation buffer of 2.5% (for a total minimum CET 1 ratio of 7.0%) and a potential countercyclical buffer of up to 2.5%, which would be imposed by regulators at their discretion if it is determined that a period of excessive credit growth is contributing to an increase in systemic risk;

•         require a Tier 1 capital to average total consolidated assets ratio of 4% and introduce, for large and internationally active bank holding companies (BHCs), a Tier 1 supplementary leverage ratio of 3% that incorporates off-balance sheet exposures;

•         revise “Basel I” rules for calculating risk-weighted assets to enhance risk sensitivity under a standardized approach;

•         modify the existing Basel II advanced approaches rules for calculating risk-weighted assets to implement Basel III;

•         deduct certain assets from CET1, such as deferred tax assets that could not be realized through net operating loss carry-backs, significant investments in non-consolidated financial entities, and mortgage servicing rights, to the extent any one category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1;

•         eliminate the accumulated other comprehensive income or loss filter that applies under risk-based capital rules over a five-year phase in period beginning in 2014; and

•         comply with the Dodd-Frank Act provision prohibiting the reliance on external credit ratings.

The final capital rules became effective for Wells Fargo in January 2014, with certain provisions subject to phase-in periods. The final rules did not implement the capital surcharge proposals for G-SIBs or the proposed Basel III liquidity standards. Federal banking regulators did issue a proposal that has not yet been finalized that would enhance the supplementary leverage ratio requirements provided in the final capital rules for large BHCs like Wells Fargo and their insured depository institutions. The proposal would be effective January 1, 2018 and would require covered BHCs to maintain a supplementary leverage ratio of at least 5% to avoid restrictions on capital distributions and discretionary bonus payments and require that its insured depository institutions maintain a supplementary leverage ratio of 6% to be considered well capitalized. Federal banking regulators have indicated additional changes to the proposal could be made in light of changes to the Basel III leverage framework recently finalized by the BCBS. Federal banking regulators have also recently proposed rules implementing the Basel III LCR. The U.S. proposal to implement the LCR was substantially similar to the LCR agreed to by the BCBS, but differed in some respects that may be viewed as a stricter version of the LCR, such as proposing a more aggressive phase-in period.

The FRB has indicated it is in the process of considering new rules to implement the G-SIB capital surcharge, to address the amount of equity and unsecured debt certain large BHCs must hold in order to facilitate their orderly resolution, and to address risks related to banking organizations that are substantially reliant on short-term wholesale funding. The ultimate impact of all of these finalized and proposed or contemplated rules on our capital and liquidity requirements will depend on final rulemaking and regulatory interpretation of the rules as we, along with our regulatory authorities, apply the final rules during the implementation process.

As part of its obligation to impose enhanced capital and risk-management standards on large financial firms pursuant to the Dodd-Frank Act, the FRB issued a final capital plan rule that became effective December 30, 2011. The final capital plan rule requires top-tier BHCs, including the Company, to submit annual capital plans for review and to obtain regulatory approval before making capital

Risk Factors  (continued)

distributions. There can be no assurance that the FRB would respond favorably to the Company’s future capital plans. The FRB has also finalized a number of regulations implementing enhanced prudential requirements for large BHCs like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and stress testing. The FRB has also proposed, but not yet finalized, remediation requirements for large BHCs experiencing financial distress that would restrict capital distributions upon the occurrence of capital, stress test, or risk and liquidity management triggers.

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

For more information, refer to the “Capital Management” and “Regulatory Reform” sections in this Report and the “Regulation and Supervision” section of our 2013 Form 10-K.

FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict. As a result of the FRB’s concerns regarding, among other things, continued slow economic growth, the FRB recently reaffirmed that it intends to keep the target range for the federal funds rate near zero until the unemployment rate falls to at least 6.5% and inflation expectations remain within FRB targets. However, the FRB has indicated that it will consider other factors, such as additional labor market and financial market conditions, before deciding to increase the federal funds target rate. Although the amount of monthly purchases has been tapered recently, the FRB also has continued its purchases of U.S. government and mortgage-backed securities and may take further actions in an effort to reduce or maintain low long-term interest rates. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin as it may result in us holding lower yielding loans and investment securities on our balance sheet.

Risks Related to CREDIT AND OUR MORTGAGE BUSINESS

As one of the largest lenders in the U.S., increased credit risk, including as a result of a deterioration in economic conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition.  When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. As noted above, if the current economic environment were to deteriorate, more of our customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, or other factors. For example, the regulatory environment or external factors, such as natural disasters, also can influence recognition of credit losses in the portfolio and our allowance for credit losses.

Reflecting the continued improved credit performance in our loan portfolios, our provision for credit losses was $2.2 billion and $1.8 billion less than net charge-offs in 2013 and 2012, respectively, which had a positive effect on our earnings. Given current favorable conditions, we continue to expect future allowance releases, absent  a significant deterioration in the economy. While we believe that our allowance for credit losses was appropriate at December 31, 2013, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions, we may be required to build reserves in future periods, which would reduce our earnings.

For more information, refer to the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.

We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral.  Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our residential real estate loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. In addition, deterioration in macro-economic conditions generally across the country could result in materially higher credit losses, including for our residential real estate loan portfolio. We may experience higher delinquencies and higher loss rates as our consumer real estate secured lines of credit reach their contractual end of draw period and begin to amortize. Additionally, we may experience higher delinquencies and higher loss rates as borrowers in our consumer Pick-a-Pay portfolio reach their recast trigger, particularly if interest rates increase significantly which may cause more borrowers to experience a payment increase of more than 7.5% upon recast.

We are currently the largest CRE lender in the U.S. A deterioration in economic conditions that negatively affects the business performance of our CRE borrowers, including increases in interest rates and/or declines in commercial property values, could result in materially higher credit losses and have a material adverse effect on our financial results and condition.

Challenging economic conditions in Europe have increased our foreign credit risk. Although our foreign loan exposure represented only approximately 6% of our total consolidated outstanding loans and 3% of our total assets at December 31, 2013, continued European economic difficulties could indirectly have a material adverse effect on our credit performance and results of operations and financial condition to the extent it negatively affects the U.S. economy and/or our borrowers who have foreign operations.

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

Our mortgage banking revenue can be volatile from quarter to quarter, including as a result of changes in interest rates and the value of our MSRs and MHFS, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We were the largest mortgage originator and residential mortgage servicer in the U.S. as of December 31, 2013, and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we  have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs. We also measure at fair value MHFS for which an active secondary market and readily available market prices exist. In addition, we measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall.

When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is generally immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would generally accrue over time. It is also possible that, because of economic conditions and/or a weak or deteriorating housing market, even if interest rates were to fall or remain low, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.

We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We may not hedge all of our risk, and we may not be successful in hedging any of the risk. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. We could incur significant losses from our hedging activities. There may be periods where we elect not to use derivatives and other instruments to hedge mortgage banking interest rate risk.

We rely on GSEs to purchase mortgage loans that meet their conforming loan requirements and on other capital markets investors to purchase loans that do not meet those requirements – referred to as “nonconforming” loans. During the past few years investor demand for nonconforming loans has fallen, thereby reducing the liquidity for those loans. In response to the reduced liquidity in the capital markets, we may retain more nonconforming loans. When we retain a loan not only do we forgo fee revenue and keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. Continued lack of liquidity could limit our ability to fund – and thus originate – new mortgage loans, reducing the fees we earn from originating and servicing loans. In addition, we cannot assure that GSEs will not materially limit their purchases of conforming loans, including because of capital constraints, or change their criteria for conforming loans (e.g., maximum loan amount or borrower eligibility). Each of the GSEs is currently in conservatorship, with its primary

Risk Factors  (continued)

regulator, the Federal Housing Agency acting as conservator. We cannot predict if, when or how the conservatorship will end, or any associated changes to the GSEs business structure and operations that could result. As noted above, there are various proposals to reform the housing finance market in the U.S., including the role of the GSEs in the housing finance market. The extent and timing of any such regulatory reform regarding the housing finance market and the GSEs, including whether the GSEs will continue to exist in their current form, as well as any effect on the Company’s business and financial results, are uncertain.

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

For more information, refer to the “Earnings Performance – Balance Sheet Analysis – Investment Securities” and “Risk Management – Credit Risk Management– Liability for Mortgage Loan Repurchase Losses” sections in this Report.

OPERATIONAL AND LEGAL RISK

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.  As a large financial institution that serves over 70 million customers through over 9,000 locations, 12,000 ATMs, the Internet and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout

Risk Factors  (continued)

the U.S. and internationally, and as customer, public, legislative and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of public internet domain; climate change related impacts and natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers.

Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablet PC’s, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or otherwise disrupt Wells Fargo’s or its customers’ or other third parties’ business operations. For example, various retailers have recently reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers.

Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

To date we have not experienced any material losses relating to cyber attacks or other information security breaches, but there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our Internet banking and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and reportedly other financial institutions continue to be the target of various evolving and adaptive denial-of-service or other cyber attacks as part of what appears to be a coordinated effort to disrupt the operations of financial institutions and potentially test their cybersecurity capabilities. As a result, cybersecurity and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

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

Our framework for managing risks may not be effective in mitigating risk and loss to us.  Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. In certain instances, we rely on models to measure, monitor and predict risks, such as market and interest rate risks, however there is no assurance that these models will appropriately capture all relevant risks or accurately predict future events or exposures. The recent financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain focused on ensuring that financial institutions build and maintain robust risk management policies.  If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

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

Risk Factors  (continued)

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

Certain of our financial instruments, including trading assets and liabilities, investment securities, certain loans, MSRs, private equity investments, structured notes and certain repurchase and resale agreements, among other items, require a determination of their fair value in order to prepare our financial statements. Where quoted market prices are not available, we may make fair value determinations based on internally developed models or other means which ultimately rely to some degree on management judgment, and there is no assurance that our models will capture or appropriately reflect all relevant inputs required to accurately determine fair value. Some of these and other assets and liabilities may have no direct observable price levels, making their valuation particularly subjective, being based on significant estimation and judgment. In addition, sudden illiquidity in markets or declines in prices of certain loans and securities may make it more difficult to value certain balance sheet items, which may lead to the possibility that such valuations will be subject to further change or adjustment and could lead to declines in our earnings.

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

We generally must receive federal regulatory approvals before we can acquire a bank, bank holding company or certain other financial services businesses depending on the size of the financial services business to be acquired. In deciding whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition and the risk to the stability of the U.S. banking or financial system, our financial condition and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act, and our effectiveness in combating money laundering. As a result of the Dodd-Frank Act and concerns regarding the large size of financial institutions such as Wells Fargo, the regulatory process for approving acquisitions has become more complex and regulatory approvals may be more difficult to obtain. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units or assets or issue additional equity as a condition to receiving regulatory approval for an acquisition. In addition, federal bank regulations prohibit FRB regulatory approval of any transaction that would create an institution holding more than 10% of total U.S. insured deposits, or of any transaction (whether or not subject to FRB approval) that would create a financial company with more than 10% of the liabilities of all financial companies in the U.S. As of September 30, 2013, we believe we already held more than 10% of total U.S. insured deposits. As a result, our size may limit our bank acquisition opportunities in the future.

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

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2014 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

Controls and Procedures

Disclosure Controls and Procedures

The Company’s management evaluated the effectiveness, as of December 31, 2013, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2013.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2013 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (1992). Based on this assessment, management concluded that as of December 31, 2013, the Company’s internal control over financial reporting was effective.

KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wells Fargo & Company:

We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated February 26, 2014, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

San Francisco, California

February 26, 2014

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income

	Year ended December 31,
(in millions, except per share amounts)	2013	2012	2011
Interest income
Trading assets	$1,376	1,358	1,440
Investment securities	8,116	8,098	8,475
Mortgages held for sale	1,290	1,825	1,644
Loans held for sale	13	41	58
Loans	35,571	36,482	37,247
Other interest income	723	587	548
Total interest income	47,089	48,391	49,412
Interest expense
Deposits	1,337	1,727	2,275
Short-term borrowings	60	79	80
Long-term debt	2,585	3,110	3,978
Other interest expense	307	245	316
Total interest expense	4,289	5,161	6,649
Net interest income	42,800	43,230	42,763
Provision for credit losses	2,309	7,217	7,899
Net interest income after provision for credit losses	40,491	36,013	34,864
Noninterest income
Service charges on deposit accounts	5,023	4,683	4,280
Trust and investment fees	13,430	11,890	11,304
Card fees	3,191	2,838	3,653
Other fees	4,340	4,519	4,193
Mortgage banking	8,774	11,638	7,832
Insurance	1,814	1,850	1,960
Net gains from trading activities	1,623	1,707	1,014
Net gains (losses) on debt securities (1)	(29)	(128)	54
Net gains from equity investments (2)	1,472	1,485	1,482
Lease income	663	567	524
Other	679	1,807	1,889
Total noninterest income	40,980	42,856	38,185
Noninterest expense
Salaries	15,152	14,689	14,462
Commission and incentive compensation	9,951	9,504	8,857
Employee benefits	5,033	4,611	4,348
Equipment	1,984	2,068	2,283
Net occupancy	2,895	2,857	3,011
Core deposit and other intangibles	1,504	1,674	1,880
FDIC and other deposit assessments	961	1,356	1,266
Other	11,362	13,639	13,286
Total noninterest expense	48,842	50,398	49,393
Income before income tax expense	32,629	28,471	23,656
Income tax expense	10,405	9,103	7,445
Net income before noncontrolling interests	22,224	19,368	16,211
Less: Net income from noncontrolling interests	346	471	342
Wells Fargo net income	$21,878	18,897	15,869

Less: Preferred stock dividends and other	989	898	844
Wells Fargo net income applicable to common stock	$20,889	17,999	15,025
Per share information
Earnings per common share	$3.95	3.40	2.85
Diluted earnings per common share	3.89	3.36	2.82
Dividends declared per common share	1.15	0.88	0.48
Average common shares outstanding	5,287.3	5,287.6	5,278.1
Diluted average common shares outstanding	5,371.2	5,351.5	5,323.4

(1)  Total other-than-temporary impairment (OTTI) losses (gains)  were $39 million, $3 million and $349 million for the year ended December 31, 2013, 2012 and 2011, respectively. Of total OTTI, losses of $158 million, $240 million and $423 million were recognized in earnings, and gains of $(119) million, $(237) million and $(74) million were recognized as non-credit-related OTTI in other comprehensive income for the year ended December 31, 2013, 2012 and 2011, respectively.

(2)  Includes OTTI losses of $186 million, $176 million and $288 million for the year ended December 31, 2013, 2012 and 2011, respectively.

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2013	2012	2011
Wells Fargo net income	$21,878	18,897	15,869
Other comprehensive income (loss), before tax:
Investment securities:
Net unrealized gains (losses) arising during the period	(7,661)	5,143	(588)
Reclassification of net gains to net income	(285)	(271)	(696)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	(32)	52	190
Reclassification of net gains on cash flow hedges to net income	(296)	(388)	(571)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	1,533	(775)	(1,079)
Amortization of net actuarial loss, settlements and other to net income	276	144	99
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(44)	(6)	(37)
Reclassification of net gains to net income	(12)	(10)	-
Other comprehensive income (loss), before tax	(6,521)	3,889	(2,682)
Income tax (expense) benefit related to other comprehensive income	2,524	(1,442)	1,139
Other comprehensive income (loss), net of tax	(3,997)	2,447	(1,543)
Less: Other comprehensive income (loss) from noncontrolling interests	267	4	(12)
Wells Fargo other comprehensive income (loss), net of tax	(4,264)	2,443	(1,531)

Wells Fargo comprehensive income	17,614	21,340	14,338
Comprehensive income from noncontrolling interests	613	475	330
Total comprehensive income	$18,227	21,815	14,668

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet

		December 31,
(in millions, except shares)	2013	2012
Assets
Cash and due from banks	$19,919	21,860
Federal funds sold, securities purchased under resale agreements and other short-term investments	213,793	137,313
Trading assets	62,813	57,482
Investment securities:
Available-for-sale, at fair value	252,007	235,199
Held-to-maturity, at cost (fair value $12,247 and $0)	12,346	-
Mortgages held for sale (includes $13,879 and $42,305 carried at fair value) (1)	16,763	47,149
Loans held for sale (includes $1 and $6 carried at fair value) (1)	133	110

Loans (includes $5,995 and $6,206 carried at fair value) (1)	825,799	799,574
Allowance for loan losses	(14,502)	(17,060)
Net loans	811,297	782,514
Mortgage servicing rights:
Measured at fair value	15,580	11,538
Amortized	1,229	1,160
Premises and equipment, net	9,156	9,428
Goodwill	25,637	25,637
Other assets (includes $1,386 and $0 carried at fair value) (1)	86,342	93,578
Total assets (2)	$1,527,015	1,422,968
Liabilities
Noninterest-bearing deposits	$288,117	288,207
Interest-bearing deposits	791,060	714,628
Total deposits	1,079,177	1,002,835
Short-term borrowings	53,883	57,175
Accrued expenses and other liabilities	69,949	76,668
Long-term debt (includes $0 and $1 carried at fair value) (1)	152,998	127,379
Total liabilities (3)	1,356,007	1,264,057
Equity
Wells Fargo stockholders' equity:
Preferred stock	16,267	12,883
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares;
issued 5,481,811,474 shares and 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,296	59,802
Retained earnings	92,361	77,679
Cumulative other comprehensive income	1,386	5,650
Treasury stock – 224,648,769 shares and 215,497,298 shares	(8,104)	(6,610)
Unearned ESOP shares	(1,200)	(986)
Total Wells Fargo stockholders' equity	170,142	157,554
Noncontrolling interests	866	1,357
Total equity	171,008	158,911
Total liabilities and equity	$1,527,015	1,422,968

(1)  Parenthetical amounts represent assets and liabilities for which we have elected the fair value option.

(2)  Our consolidated assets at December 31, 2013 and December 31, 2012, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $165 million and $260 million; Trading assets, $162 million and $114 million; Investment Securities, $1.4 billion and $2.8 billion; Mortgages held for sale, $38 million and $469 million; Net loans, $6.0 billion and $10.6 billion; Other assets, $347 million and $457 million, and Total assets, $8.1 billion and $14.6 billion, respectively.

(3)  Our consolidated liabilities at December 31, 2013 and December 31, 2012, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Short-term borrowings, $29 million and $0 million; Accrued expenses and other liabilities, $90 million and $134 million; Long-term debt, $2.3 billion and $3.5 billion; and Total liabilities, $2.4 billion and $3.6 billion, respectively.

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
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
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
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	108,175	1,452	3,702,540	205
Balance December 31, 2012	10,558,865	$12,883	5,266,314,176	$9,136

(1)  For the year ended December 31, 2012, includes $200 million related to a private forward repurchase transaction entered into in fourth quarter 2012 that settled in first quarter 2013 for 6 million shares of common stock. For the year ended December 31, 2011, includes $150 million related to a private forward repurchase transaction entered into in fourth quarter 2011 that settled in first quarter 2012 for 6 million shares of common stock.

The accompanying notes are an integral part of these statements.

(continued on following pages)

			Wells Fargo stockholders' equity
		Cumulative			Total
Additional		other		Unearned	Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders'	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity
53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889
53,426	51,918	4,738	(487)	(663)	126,408	1,481	127,889
	15,869				15,869	342	16,211
		(1,531)			(1,531)	(12)	(1,543)
(37)					(37)	(365)	(402)
1,208					1,296		1,296
(150)			(2,266)		(2,416)		(2,416)
102				(1,302)	-		-
(80)				1,039	959		959
903					-		-
(2)					(2)		(2)
					2,501		2,501
21	(2,558)				(2,537)		(2,537)
	(844)				(844)		(844)
78					78		78
529					529		529
(41)			9		(32)		(32)
2,531	12,467	(1,531)	(2,257)	(263)	13,833	(35)	13,798
55,957	64,385	3,207	(2,744)	(926)	140,241	1,446	141,687

	2				2		2
55,957	64,387	3,207	(2,744)	(926)	140,243	1,446	141,689
	18,897				18,897	471	19,368
		2,443			2,443	4	2,447
(16)					(16)	(564)	(580)
2,326					2,488		2,488
(50)			(3,868)		(3,918)		(3,918)
88				(1,028)	-		-
(80)				968	888		888
845					-		-
(1)					(1)		(1)
(23)					1,377		1,377
55	(4,713)				(4,658)		(4,658)
	(892)				(892)		(892)
230					230		230
560					560		560
(89)			2		(87)		(87)
3,845	13,292	2,443	(3,866)	(60)	17,311	(89)	17,222
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911

(continued from previous pages)

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2012	10,558,865	$12,883	5,266,314,176	$9,136
Balance January 1, 2013	10,558,865	12,883	5,266,314,176	9,136
Net income
Other comprehensive loss, net of tax
Noncontrolling interests
Common stock issued			89,392,517
Common stock repurchased (1)			(124,179,383)
Preferred stock issued to ESOP	1,200,000	1,200
Preferred stock released by ESOP
Preferred stock converted to common shares	(1,005,270)	(1,006)	25,635,395
Common stock warrants repurchased
Preferred stock issued	127,600	3,190
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	322,330	3,384	(9,151,471)	-
Balance December 31, 2013	10,881,195	$16,267	5,257,162,705	$9,136

(1)  For the year ended December 31, 2013, includes $500 million related to a private forward repurchase transaction entered into in fourth quarter 2013 that is expected to settle in first quarter 2014 for an estimated 11 million shares of common stock. See Note 1 for additional information.

The accompanying notes are an integral part of these statements.

			Wells Fargo stockholders' equity
		Cumulative			Total
Additional		other		Unearned	Wells Fargo
paid-in	Retained	comprehensive	Treasury	ESOP	stockholders'	Noncontrolling	Total
capital	earnings	income	stock	shares	equity	interests	equity

59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
	21,878				21,878	346	22,224
		(4,264)			(4,264)	267	(3,997)
28					28	(1,104)	(1,076)
(2)	(10)		2,745		2,733		2,733
(300)			(5,056)		(5,356)		(5,356)
108				(1,308)	-		-
(88)				1,094	1,006		1,006
191			815		-		-
					-		-
(45)					3,145		3,145
83	(6,169)				(6,086)		(6,086)
	(1,017)				(1,017)		(1,017)
269					269		269
725					725		725
(475)			2		(473)		(473)
494	14,682	(4,264)	(1,494)	(214)	12,588	(491)	12,097
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows

	Year ended December 31,
(in millions)	2013	2012	2011
Cash flows from operating activities:
Net income before noncontrolling interests	$22,224	19,368	16,211
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,309	7,217	7,899
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	(3,229)	(2,307)	(295)
Depreciation and amortization	3,293	2,807	2,208
Other net losses (gains)	(9,384)	(3,661)	3,273
Stock-based compensation	1,920	1,698	1,488
Excess tax benefits related to stock incentive compensation	(271)	(226)	(79)
Originations of MHFS	(317,054)	(483,835)	(345,099)
Proceeds from sales of and principal collected on mortgages originated for sale	311,431	421,623	298,524
Originations of LHFS	-	(15)	(5)
Proceeds from sales of and principal collected on LHFS	575	9,383	11,833
Purchases of LHFS	(291)	(7,975)	(11,723)
Net change in:
Trading assets	43,638	105,440	35,149
Deferred income taxes	4,977	(1,297)	3,573
Accrued interest receivable	(13)	293	(401)
Accrued interest payable	(32)	(84)	(362)
Other assets	4,693	2,064	(11,529)
Other accrued expenses and liabilities	(7,145)	(11,953)	3,000
Net cash provided by operating activities	57,641	58,540	13,665
Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements
and other short-term investments	(78,184)	(92,946)	36,270
Available-for-sale securities:
Sales proceeds	2,837	5,210	23,062
Prepayments and maturities	50,737	59,712	52,618
Purchases	(89,474)	(64,756)	(121,235)
Held-to-maturity securities:
Paydowns and maturities	30	-	-
Purchases	(5,782)	-	-
Nonmarketable equity investments:
Sales proceeds	2,577	2,279	2,424
Purchases	(3,273)	(2,619)	(2,656)
Loans:
Loans originated by banking subsidiaries, net of principal collected	(43,744)	(53,381)	(38,526)
Proceeds from sales (including participations) of loans originated for investment	7,694	6,811	6,555
Purchases (including participations) of loans	(11,563)	(9,040)	(8,878)
Principal collected on nonbank entities’ loans	19,955	25,080	9,782
Loans originated by nonbank entities	(17,311)	(23,555)	(7,522)
Net cash paid for acquisitions	-	(4,322)	(353)
Proceeds from sales of foreclosed assets and short sales	11,021	12,690	13,495
Net cash from purchases and sales of MSRs	407	116	(155)
Other, net	581	(1,169)	75
Net cash used by investing activities	(153,492)	(139,890)	(35,044)
Cash flows from financing activities:
Net change in:
Deposits	76,342	82,762	72,128
Short-term borrowings	(3,390)	7,699	(6,231)
Long-term debt:
Proceeds from issuance	53,227	27,695	11,687
Repayment	(25,423)	(28,093)	(50,555)
Preferred stock:
Proceeds from issuance	3,145	1,377	2,501
Cash dividends paid	(1,017)	(892)	(844)
Common stock:
Proceeds from issuance	2,224	2,091	1,296
Repurchased	(5,356)	(3,918)	(2,416)
Cash dividends paid	(5,953)	(4,565)	(2,537)
Common stock warrants repurchased	-	(1)	(2)
Excess tax benefits related to stock incentive compensation	271	226	79
Net change in noncontrolling interests	(296)	(611)	(331)
Other, net	136	-	-
Net cash provided by financing activities	93,910	83,770	24,775
Net change in cash and due from banks	(1,941)	2,420	3,396
Cash and due from banks at beginning of year	21,860	19,440	16,044
Cash and due from banks at end of year	$19,919	21,860	19,440
Supplemental cash flow disclosures:
Cash paid for interest	$4,321	5,245	7,011
Cash paid for income taxes	7,132	8,024	4,875

The accompanying notes are an integral part of these statements. See Note 1 for noncash activities.

See the Glossary of Acronyms at the end of this Report for terms used throughout the Financial Statements and related Notes.

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

Accounting Standards Adopted in 2013

In first quarter 2013, we adopted the following new accounting guidance:

•         Accounting Standards Update (ASU or Update) 2011-11, Disclosures about Offsetting Assets and Liabilities;

•         ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities; and

•         ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.

ASU 2011-11 expands the disclosure requirements for certain financial instruments and derivatives that are subject to enforceable master netting agreements or similar arrangements. The disclosures are required regardless of whether the instruments have been offset (or netted) in the balance sheet. Under ASU 2011-11, companies must describe the nature of offsetting arrangements and provide quantitative information about those agreements, including the gross and net amounts of financial instruments that are recognized on the balance sheet. In January 2013, the FASB issued ASU 2013-01, which clarifies the scope of ASU 2011-11 by limiting the disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent they are subject to an enforceable master netting or similar arrangement. We adopted this guidance in first quarter 2013 with retrospective application. These Updates did not affect our consolidated financial results since they amend only the disclosure requirements for offsetting financial instruments. See Notes 14 and 16 for the new disclosures.

ASU 2013-02 requires companies to disclose the effect on net income line items from significant amounts reclassified out of accumulated other comprehensive income (OCI) and entirely into net income. If reclassifications are partially or entirely capitalized on the balance sheet, then companies must provide a cross-reference to disclosures that provide information about the effect of the reclassifications. We adopted this guidance in first quarter 2013 with retrospective application. This Update did not affect our consolidated financial results as it amends only the disclosure requirements for accumulated other comprehensive income. See Note 23 for expanded disclosures on reclassification adjustments.

In third quarter 2013, we adopted the following new accounting guidance:

•         ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes

ASU 2013-10 permits the Fed Funds Effective Swap Rate (Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to LIBOR and U.S. Treasury. The Update also removes the restriction on using different benchmark rates for similar hedges. Our adoption of this guidance with prospective application did not affect our consolidated financial statements.

Consolidation

Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. When we have significant influence over operating and financing decisions for a company but do not own a majority of the voting equity interests, we account for the investment using the equity method of accounting (we recognize a proportionate share of the company’s earnings).  If we do not have significant influence, we recognize the investment at cost except for (1) marketable equity securities, which we recognize at fair value with changes in fair value included in OCI, and (2) nonmarketable equity investments for which we have elected the fair value option. Investments accounted for under the equity or cost method are included in other assets.

We are a variable interest holder in certain special-purpose entities (SPEs) in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity's net assets. We consolidate a VIE if we are the primary beneficiary, defined as the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.

Cash and Due From Banks

Cash and cash equivalents include cash on hand, cash items in transit, and amounts due from the Federal Reserve Bank and other depository institutions.

Trading Assets

Trading assets are primarily securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, and the fair value of derivatives primarily held for customer accommodation purposes or risk mitigation and hedging. Interest-only strips and other retained interests in securitizations that can be contractually prepaid or otherwise settled in a way that the holder would not recover substantially all of its recorded investment are classified as trading assets. Trading assets are carried at fair value, with interest and dividend income recorded in interest income and realized and unrealized gains and losses recorded in noninterest income. Periodic cash settlements on derivatives and other trading assets are recorded in noninterest income.

Investments

available-for-sale SECURITIES   Debt securities that we might not hold until maturity and marketable equity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses, after applicable income taxes, are reported in cumulative OCI.

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

Estimating recovery of the amortized cost basis of a debt security is based upon an assessment of the cash flows expected to be collected. If the present value of cash flows expected to be collected, discounted at the security’s effective yield, is less than amortized cost, OTTI is considered to have occurred. In performing an assessment of the cash flows expected to be collected, we consider all relevant information including:

•         the length of time and the extent to which the fair value has been less than the amortized cost basis;

•         the historical and implied volatility of the fair value of the security;

•         the cause of the price decline, such as the general level of interest rates or adverse conditions specifically related to the security, an industry or a geographic area;

•         the issuer's financial condition, near-term prospects and ability to service the debt;

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

•         any change in rating agencies' credit ratings at evaluation date from acquisition date and any likely imminent action;

•         independent analyst reports and forecasts, sector credit ratings and other independent market data; and

•         recoveries or additional declines in fair value subsequent to the balance sheet date.

If we intend to sell the security, or if it is more likely than not we will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. For debt securities that are considered other-than-temporarily impaired that we do not intend to sell or it is more likely than not that we will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in OCI. The measurement of the credit loss component is equal to the difference between the debt security's amortized cost basis and the present value of its expected future cash flows discounted at the security's effective yield. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, is recognized in OCI. We believe that we will fully collect the carrying value of securities on which we have recorded a non-credit-related impairment in OCI.

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

Note 1:   Summary of Significant Accounting Policies (continued)

basis and fair value of the security. Based upon the factors considered in our OTTI evaluation, we believe our investments in PPS currently rated investment grade will be fully realized and, accordingly, have not recognized OTTI on such securities.

For marketable equity securities other than PPS, OTTI evaluations focus on whether evidence exists that supports recovery of the unrealized loss within a timeframe consistent with temporary impairment. This evaluation considers the severity of and length of time fair value is below cost, our intent and ability to hold the security until forecasted recovery of the fair value of the security, and the investee's financial condition, capital strength, and near-term prospects.

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

Held-To-Maturity SECURITIES    Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts. We recognize OTTI when there is a decline in fair market value and we do not expect to recover the entire amortized cost basis of the debt security. The amortized cost is written-down to fair value with the credit loss component recorded to earnings and the remaining component recognized in OCI. The OTTI assessment related to whether we expect recovery of the amortized cost basis and determination of any credit loss component recognized in earnings for held-to-maturity securities is the same as described for available-for-sale securities. Security transfers to the held-to-maturity classification are accounted for at fair value. Unrealized gains or losses from the transfer of available for sale securities continue to be reported in cumulative OCI and are amortized into earnings over the remaining life of the security using the effective interest method.

Nonmarketable equity INVESTMENTS  Nonmarketable equity investments include low income housing tax credit investments, equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock). We elected the fair value option for certain of these investments. The rest of these investments are accounted for under the cost or equity method. All nonmarketable equity investments are included in other assets. We review those assets accounted for under the cost or equity method at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment's cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.

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

Gains and losses on MHFS are recorded in mortgage banking noninterest income. Gains and losses on LHFS are recorded in other noninterest income. Direct loan origination costs and fees for MHFS and LHFS under the fair value option are recognized in income at origination. For MHFS and LHFS recorded at LOCOM, loan costs and fees are deferred at origination and are recognized in income at time of sale. Interest income on MHFS and LHFS is calculated based upon the note rate of the loan and is recorded to interest income.

Our lines of business are authorized to originate held-for-investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our corporate asset/liability management process. In determining the “foreseeable future” for these loans, management considers (1) the current economic environment and market conditions, (2) our business strategy and current business plans, (3) the nature and type of the loan receivable, including its expected life, and (4) our current financial condition and liquidity demands. Consistent with our core banking business of managing the spread between the yield on our assets and the cost of our funds, loans are periodically re-evaluated to determine if our minimum net interest margin spreads continue to meet our profitability objectives. If subsequent changes in interest rates significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans, and we would take actions to sell such loans in response to the Corporate ALCO directives to reposition our balance sheet because of the changes in interest rates. These directives identify both the type of loans to be sold and the weighted average coupon rate of such loans no longer meeting our ongoing investment criteria. Upon the issuance of such directives, we immediately transfer these loans to the MHFS portfolio at LOCOM.

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

•         for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•         performing consumer loans are discharged in bankruptcy, regardless of their delinquency status.

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

For modified loans, we re-underwrite at the time of a restructuring to determine if there is sufficient evidence of sustained repayment capacity based on the borrower’s financial strength, including documented income, debt to income ratios and other factors. If the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will generally remain in accruing status. When a loan classified as a troubled debt restructuring (TDR) performs in accordance with its modified terms, the loan either continues to accrue interest (for performing loans) or will return to accrual status after the borrower demonstrates a sustained period of performance (generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to the modification). Loans will be placed on nonaccrual status and a corresponding charge-off is recorded if we believe it is probable that principal and interest contractually due under the modified terms of the agreement will not be collectible.

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

For consumer loans, we fully charge off or charge down to net realizable value when deemed uncollectible due to bankruptcy discharge or other factors, or no later than reaching a defined number of days past due, as follows:

•         1-4 family first and junior lien mortgages – We generally charge down to net realizable value when the loan is 180 days past due.

•         Auto loans – We generally fully charge off when the loan is 120 days past due.

•         Credit card loans – We generally fully charge off when the loan is 180 days past due.

•         Unsecured loans (closed end) – We generally fully charge off when the loan is 120 days past due.

•         Unsecured loans (open end) – We generally fully charge off when the loan is 180 days past due.

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

Note 1:   Summary of Significant Accounting Policies (continued)

When we identify a loan as impaired, we generally measure the impairment, if any, based on the difference between the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount) and the present value of expected future cash flows, discounted at the loan’s effective interest rate. When the value of an impaired loan is calculated by discounting expected cash flows, interest income is recognized using the loan’s effective interest rate over the remaining life of the loan. When collateral is the sole source of repayment for the impaired loan, rather than the borrower’s income or other sources of repayment, we charge down to net realizable value.

Troubled debt restructurings  In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loan is classified as a TDR. These modified terms may include rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of the collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, including loans in trial payment periods (trial modifications), are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to held-for- sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Purchased credit-impaired loans   Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. Some loans that otherwise meet the definition as credit-impaired are specifically excluded from the PCI loan portfolios, such as revolving loans where the borrower still has revolving privileges.

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

Consumer Portfolio Segment ACL Methodology  For consumer loans that are not identified as a TDR, we determine the allowance predominantly on a collective basis utilizing forecasted losses to represent our best estimate of inherent loss. We pool loans, generally by product types with similar risk characteristics, such as residential real estate mortgages and credit cards. As appropriate and to achieve greater accuracy, we may further stratify selected portfolios by sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. Models designed for each pool are utilized to develop the loss estimates. We use assumptions for these pools in our forecast models, such as historic delinquency and default, loss severity, home price trends, unemployment trends, and other key economic variables that may influence the frequency and severity of losses in the pool.

In determining the appropriate allowance attributable to our residential mortgage portfolio, we take into consideration portfolios determined to be at elevated risk, such as junior lien mortgages behind delinquent first lien mortgages and junior lien lines of credit subject to near term significant payment increases. We incorporate the default rates and high severity of loss for these higher risk portfolios, including the impact of our established loan modification programs. When modifications occur or are probable to occur, our allowance considers the impact of these modifications, taking into consideration the associated credit cost, including re-defaults of modified loans and projected loss severity. Accordingly, the loss content associated with the effects of existing and probable loan modifications and higher risk portfolios has been captured in our allowance methodology.

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

For transfers of financial assets recorded as sales, we recognize and initially measure at fair value all assets obtained (including beneficial interests) and liabilities incurred. We record a gain or loss in noninterest income for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and verified against market observable data, where possible. Retained interests and liabilities incurred from securitizations with off-balance sheet entities, including SPEs and VIEs, where we are not the primary beneficiary, are classified as investment securities, trading account assets, loans, MSRs or other liabilities (including liabilities for mortgage repurchase losses) and are accounted for as described herein.

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

We base the fair value of MSRs on the present value of estimated future net servicing income cash flows. We estimate future net servicing income cash flows with assumptions that market participants would use to estimate fair value, including estimates of prepayment speeds (which are influenced by changes in mortgage interest rates and borrower behavior, including estimates for borrower default), discount rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Our valuation approach is validated by our internal valuation model validation group, and our valuation estimates are benchmarked to third party appraisals on a quarterly basis.

Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in

Note 1:   Summary of Significant Accounting Policies (continued)

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

We primarily use the straight-line method of depreciation and amortization. Estimated useful lives range up to 40 years for buildings, up to 10 years for furniture and equipment, and the shorter of the estimated useful life (up to 8 years) or the lease term for leasehold improvements. We amortize capitalized leased assets on a straight-line basis over the lives of the respective leases.

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

Liability for Mortgage Loan Repurchase Losses

We sell residential mortgage loans to various parties, including (1) government-sponsored entities (GSEs) Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool Federal Housing Administration (FHA)-insured and Department of Veterans Affairs (VA)-guaranteed mortgage loans, which back securities guaranteed by the Government National Mortgage Association (GNMA).

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

We establish a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescission notices, as well as estimated levels of origination defects) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We continually update our mortgage repurchase liability estimate during the life of the loans. Although activity can vary by investor, investors may demand repurchase at any time and there is often a lag from the date of default to the time we receive a repurchase demand. The majority of repurchase demands are on loans that default in the first 24 to 36 months following origination of the mortgage loan.

The liability for mortgage loan repurchase losses is included in other liabilities. For additional information on our repurchase liability, see Note 9.

Pension Accounting

We account for our defined benefit pension plans using an actuarial model. Two principal assumptions in determining net periodic pension cost are the discount rate and the expected long term rate of return on plan assets.

A discount rate is used to estimate the present value of our future pension benefit obligations. We use a consistent methodology to determine the discount rate based upon the yields on multiple portfolios of bonds with maturity dates that closely match the estimated timing and amounts of the expected benefit payments for our plans. Such portfolios are derived from a broad-based universe of high quality corporate bonds as of the measurement date.

Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: projected returns using several forward-looking capital market assumptions, and historical returns for the main asset classes dating back to 1970 or the earliest period for which historical data was readily available for the asset classes included. Using long term historical data allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plan’s prescribed asset mix. We evaluate the portfolio based on: (1) the established target asset allocations over short term (one-year) and longer term (ten-year) investment horizons, and (2) the range of potential outcomes over these horizons within specific standard deviations. We perform the above analyses to assess the reasonableness of our expected long-term rate of return on plan assets. We consider the expected rate of return to be a long-term average view of expected returns. The use of an expected long term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2013, is 16 years. See Note 20 for additional information on our pension accounting.

Income Taxes

We file consolidated and separate company federal income tax returns, foreign tax returns and various combined and separate company state tax returns.

We evaluate two components of income tax expense: current and deferred. Current income tax expense represents our estimated taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management's judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting our realization criteria represent unrecognized tax benefits. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. We account for interest and penalties as a component of income tax expense.

Stock-Based Compensation

We have stock-based employee compensation plans as more fully discussed in Note 19. Our Long-Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights (RSRs), performance share awards (PSAs) and stock awards without restrictions. For most awards, we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, RSRs or PSAs, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight line method. Awards that continue to vest after retirement are expensed over the shorter of the period of time between the grant date and the final vesting period or between the grant date and when a team member becomes retirement eligible; awards to team members who are retirement eligible at the grant date are subject to immediate expensing upon grant.

In 2013, certain RSRs and all PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. For PSAs, compensation expense also fluctuates based on the estimated outcome of meeting the performance conditions.

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

Determination of Fair Value   We base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These fair value measurements are based on exit prices and determined by maximizing the use of observable inputs. However, for certain instruments we must utilize unobservable inputs

Note 1:   Summary of Significant Accounting Policies (continued)

in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value.

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

We incorporate lack of liquidity into our fair value measurement based on the type of asset or liability measured and the valuation methodology used. For example, for certain residential MHFS and certain securities where the significant inputs have become unobservable due to illiquid markets and vendor or broker pricing is not used, we use a discounted cash flow technique to measure fair value. This technique incorporates forecasting of expected cash flows (adjusted for credit loss assumptions and estimated prepayment speeds) discounted at an appropriate market discount rate to reflect the lack of liquidity in the market that a market participant would consider. For other securities where vendor or broker pricing is used, we use either unadjusted broker quotes or vendor prices or vendor or broker prices adjusted by weighting them with internal discounted cash flow techniques to measure fair value. These unadjusted vendor or broker prices inherently reflect any lack of liquidity in the market, as the fair value measurement represents an exit price from a market participant viewpoint.

Where markets are inactive and transactions are not orderly, transaction or quoted prices for assets or liabilities in inactive markets may require adjustment due to the uncertainty of whether the underlying transactions are orderly. For items that use price quotes in inactive markets, we analyze the degree of market inactivity and distressed transactions to determine the appropriate adjustment to the price quotes.

We continually assess the level and volume of market activity in our investment security classes in determining adjustments, if any, to price quotes. Given market conditions can change over time, our determination of which securities markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which price quotes require adjustment, can also change. See Note 17 for discussion of the fair value hierarchy and valuation methodologies applied to financial instruments to determine fair value.

Derivatives and Hedging Activities

We recognize all derivatives on the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure (“fair value hedge”), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying for hedge accounting. For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in OCI, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For free-standing derivatives, we report changes in the fair values in current period noninterest income.

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

We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated or exercised, (3) we elect to discontinue the designation of a derivative as a hedge, or (4) in a cash flow hedge, a derivative is de-designated because it is not probable that a forecasted transaction will occur.

When we discontinue fair value hedge accounting, we no longer adjust the previously hedged asset or liability for changes in fair value, and cumulative adjustments to the hedged item are accounted for in the same manner as other components of the carrying amount of the asset or liability. If the derivative continues to be held after fair value hedge accounting ceases, we carry the derivative on the balance sheet at its fair value with changes in fair value included in earnings.

When we discontinue cash flow hedge accounting and it is not probable that the forecasted transaction will not occur, the accumulated amount reported in OCI at the de-designation date continues to be reported in OCI until the forecasted transaction affects earnings. If cash flow hedge accounting is discontinued and it is probable the forecasted transaction will not occur, the accumulated amount reported in OCI at the de-designation date is immediately recognized in earnings. If the derivative continues to be held after cash flow hedge accounting ceases, we carry the derivative on the balance sheet at its fair value with future changes in fair value included in earnings.

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

By using derivatives, we are exposed to counterparty credit risk, which is the risk that counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to legally enforceable master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent derivatives subject to master netting arrangements meet the applicable requirements, including determining the legal enforceability of the arrangement, it is our policy to present derivatives balances and related cash collateral amounts net on the balance sheet. Counterparty credit risk related to derivatives is considered in determining fair value and our assessment of hedge effectiveness.

Private Share Repurchases

During 2013 and 2012, we repurchased approximately 40 million shares and 36 million shares, respectively, under private forward repurchase contracts. We enter into these transactions with unrelated third parties to complement our open-market common stock repurchase strategies, to allow us to manage our share repurchases in a manner consistent with our capital plans, currently submitted under the 2013 Comprehensive Capital Analysis and Review (CCAR), and to provide an economic benefit to the Company.

Our payments to the counterparties for these private share repurchase contracts are recorded in permanent equity in the quarter paid and are not subject to re-measurement. The classification of the up-front payments as permanent equity assures that we have appropriate repurchase timing consistent with our 2013 capital plan, which contemplated a fixed dollar amount available per quarter for share repurchases pursuant to Federal Reserve Board (FRB) supervisory guidance. In return, the counterparty agrees to deliver a variable number of shares based on a per share discount to the volume-weighted average stock price over the contract period. There are no scenarios where the contracts would not either physically settle in shares or allow us to choose the settlement method.

In December 2013, we entered into a private forward repurchase contract and paid $500 million to an unrelated third party. This contract is expected to settle in first quarter 2014. At December 31, 2012, we had a $200 million private forward repurchase contract outstanding that settled in first quarter 2013 for 6 million shares of common stock. Our total number of outstanding shares of common stock is not reduced until settlement of the private share repurchase contract.

Note 1:   Summary of Significant Accounting Policies (continued)

Supplemental Cash Flow Information  Noncash activities are presented below, including information on transfers affecting MHFS, LHFS, and MSRs.

	Year ended December 31,
(in millions)	2013	2012	2011
Transfers from trading assets to available-for-sale securities	$-	-	47
Transfers from (to) loans to (from) available-for-sale securities	(77)	921	2,822
Trading assets retained from securitizations of MHFS	47,198	85,108	61,599
Capitalization of MSRs from sale of MHFS	3,616	4,988	4,089
Transfers from MHFS to foreclosed assets	127	223	224
Transfers from loans to MHFS	7,610	7,584	6,305
Transfers from loans to LHFS	274	143	129
Transfers from loans to foreclosed assets (1)	4,470	6,114	7,594
Transfers from available-for-sale to held-to-maturity securities	6,042	-	-
Transfers from noncontrolling interests to other liabilities	750	-	-
Changes in consolidations (deconsolidations) of variable interest entities:
Trading assets	1,950	-	-
Available-for-sale securities	-	(40)	7
Loans	(2,268)	(245)	(599)
Long-term debt	(354)	(293)	(628)
Consolidation of reverse mortgages previously sold:
Loans	-	-	5,483
Long-term debt	-	-	5,425

(1)  Includes $2.7 billion, $3.5 billion and $3.4 billion in transfers of government insured/guaranteed loans for the years ended December 31, 2013, 2012 and 2011, respectively. Prior years have been revised to correct previously reported amounts.

Subsequent Events  We have evaluated the effects of events that have occurred subsequent to December 31, 2013, and there have been no material events that would require recognition in our 2013 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

Note 2:  Business Combinations

We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. For information on additional contingent consideration related to acquisitions, which is considered to be a guarantee, see Note 14.

We did not complete any acquisitions of businesses during 2013. Business combinations completed in 2012 and 2011 are presented below. Additionally, we had no pending business combinations as of December 31, 2013.

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
		$588

(1)  Consists of seven acquisitions of insurance brokerage businesses.

Note 3:  Cash, Loan and Dividend Restrictions

Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The average required reserve balance was $11.8 billion in 2013 and $9.1 billion in 2012.

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

We also have a state-chartered subsidiary bank that is subject to state regulations that limit dividends. Under these provisions and regulatory limitations, our national and state-chartered subsidiary banks could have declared additional dividends of $5.1 billion at December 31, 2013, without obtaining prior regulatory approval. We have elected to retain capital at our national and state-chartered subsidiary banks to meet new regulatory requirements associated with the implementation of Basel III. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2013, our nonbank subsidiaries could have declared additional dividends of $7.7 billion at December 31, 2013, without obtaining prior approval.

The FRB published clarifying supervisory guidance in first quarter 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to FRB's criteria, assessment and approval process for reductions in capital. The FRB supplemented this guidance with the Capital Plan Rule issued in fourth quarter 2011 (codified at 12 CFR 225.8 of Regulation Y) that establishes capital planning and prior notice and approval requirements for capital distributions including dividends by certain bank holding companies. The effect of this guidance is to require the approval of the FRB (or specifically under the Capital Plan Rule, a notice of non-objection) for the Company to repurchase or redeem common or perpetual preferred stock as well as to raise the per share quarterly dividend from its current level of $0.30 per share as declared by the Company’s Board of Directors on January 28, 2014, payable on March 1, 2014.

Note 4:  Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The following table provides the detail of federal funds sold, securities purchased under short-term resale agreements (generally less than one year) and other short-term investments. The majority of interest-earning deposits at December 31, 2013 and 2012, were held at the Federal Reserve.

	Dec. 31,	Dec. 31,
(in millions)	2013	2012
Federal funds sold and securities
purchased under resale agreements	$25,801	33,884
Interest-earning deposits	186,249	102,408
Other short-term investments	1,743	1,021
Total	$213,793	137,313

We have classified securities purchased under long-term resale agreements (generally one year or more), which totaled $10.1 billion and $9.5 billion at December 31, 2013 and 2012, respectively, in loans. For additional information on the collateral we receive from other entities under resale agreements and securities borrowings, see the “Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements” section of Note 14.

Note 5:  Investment Securities

The following table provides the amortized cost and fair value by major categories of available-for-sale securities, which are carried at fair value, and held-to-maturity debt securities, which are carried at amortized cost. The net unrealized gains (losses) for available-for-sale securities are reported on an after‑tax basis as a component of cumulative OCI. There were no securities classified as held-to-maturity as of December 31, 2012.

		Gross	Gross
		unrealized	unrealized	Fair
(in millions)	Cost	gains	losses	value

December 31, 2013

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$6,592	17	(329)	6,280
Securities of U.S. states and political subdivisions	42,171	1,092	(727)	42,536
Mortgage-backed securities:
Federal agencies	119,303	1,902	(3,614)	117,591
Residential	11,060	1,433	(40)	12,453
Commercial	17,689	1,173	(115)	18,747
Total mortgage-backed securities	148,052	4,508	(3,769)	148,791
Corporate debt securities	20,391	976	(140)	21,227
Collateralized loan and other debt obligations (1)	19,610	642	(93)	20,159
Other (2)	9,232	426	(29)	9,629
Total debt securities	246,048	7,661	(5,087)	248,622
Marketable equity securities:
Perpetual preferred securities	1,703	222	(60)	1,865
Other marketable equity securities	336	1,188	(4)	1,520
Total marketable equity securities	2,039	1,410	(64)	3,385
Total available-for-sale securities	248,087	9,071	(5,151)	252,007
Held-to-maturity securities:
Federal agency mortgage-backed securities	6,304	-	(99)	6,205
Other (2)	6,042	-	-	6,042
Total held-to-maturity securities	12,346	-	(99)	12,247
Total (3)	$260,433	9,071	(5,250)	264,254

December 31, 2012

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$7,099	47	-	7,146
Securities of U.S. states and political subdivisions	37,120	2,000	(444)	38,676
Mortgage-backed securities:
Federal agencies	92,855	4,434	(4)	97,285
Residential	14,178	1,802	(49)	15,931
Commercial	18,438	1,798	(268)	19,968
Total mortgage-backed securities	125,471	8,034	(321)	133,184
Corporate debt securities	20,120	1,282	(69)	21,333
Collateralized loan and other debt obligations (1)	12,726	557	(95)	13,188
Other (2)	18,410	553	(76)	18,887
Total debt securities	220,946	12,473	(1,005)	232,414
Marketable equity securities:
Perpetual preferred securities	1,935	281	(40)	2,176
Other marketable equity securities	402	216	(9)	609
Total marketable equity securities	2,337	497	(49)	2,785
Total (3)	$223,283	12,970	(1,054)	235,199

(1)  Includes  collateralized debt obligations (CDOs) with a cost basis and fair value of $509 million and $693 million, respectively, at December 31, 2013, and $556 million and $644 million, respectively at December 31, 2012.

(2)  Included in the “Other” category of available-for-sale securities are asset-backed securities collateralized by auto leases or loans and cash reserves with a cost basis and fair value of $500 million and $513 million, respectively, at December 31, 2013, and $5.9 billion each at December 31, 2012. The remaining balances in the “Other” category of available-for-sale securities primarily include asset-backed securities collateralized by credit cards, student loans and home equity loans. Included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by auto leases or loans and cash reserves with a cost basis and fair value of $4.3 billion each at December 31, 2013. Also included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by dealer floorplan loans with a cost basis and fair value of $1.7 billion each at December 31, 2013.

(3)  At December 31, 2013 and 2012, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

Note 5:   Investment Securities (continued)

Gross Unrealized Losses and Fair Value

The following table shows the gross unrealized losses and fair value of securities in the investment securities portfolio by length of time that individual securities in each category had been in a continuous loss position. Debt securities on which we have taken credit-related OTTI write-downs are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	unrealized	Fair	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value	losses	value

December 31, 2013

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(329)	5,786	-	-	(329)	5,786
Securities of U.S. states and political subdivisions	(399)	9,238	(328)	4,120	(727)	13,358
Mortgage-backed securities:
Federal agencies	(3,562)	67,045	(52)	1,132	(3,614)	68,177
Residential	(18)	1,242	(22)	232	(40)	1,474
Commercial	(15)	2,128	(100)	2,027	(115)	4,155
Total mortgage-backed securities	(3,595)	70,415	(174)	3,391	(3,769)	73,806
Corporate debt securities	(85)	2,542	(55)	428	(140)	2,970
Collateralized loan and other debt obligations	(55)	7,202	(38)	343	(93)	7,545
Other	(11)	1,690	(18)	365	(29)	2,055
Total debt securities	(4,474)	96,873	(613)	8,647	(5,087)	105,520
Marketable equity securities:
Perpetual preferred securities	(28)	424	(32)	308	(60)	732
Other marketable equity securities	(4)	34	-	-	(4)	34
Total marketable equity securities	(32)	458	(32)	308	(64)	766
Total available-for-sale securities	(4,506)	97,331	(645)	8,955	(5,151)	106,286
Held-to-maturity securities:
Federal agency mortgage-backed securities	(99)	6,153	-	-	(99)	6,153
Total held-to-maturity securities	(99)	6,153	-	-	(99)	6,153
Total	$(4,605)	103,484	(645)	8,955	(5,250)	112,439

December 31, 2012

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$-	-	-	-	-	-
Securities of U.S. states and political subdivisions	(55)	2,709	(389)	4,662	(444)	7,371
Mortgage-backed securities:
Federal agencies	(4)	2,247	-	-	(4)	2,247
Residential	(4)	261	(45)	1,564	(49)	1,825
Commercial	(6)	491	(262)	2,564	(268)	3,055
Total mortgage-backed securities	(14)	2,999	(307)	4,128	(321)	7,127
Corporate debt securities	(14)	1,217	(55)	305	(69)	1,522
Collateralized loan and other debt obligations	(2)	1,485	(93)	798	(95)	2,283
Other	(11)	2,153	(65)	1,010	(76)	3,163
Total debt securities	(96)	10,563	(909)	10,903	(1,005)	21,466
Marketable equity securities:
Perpetual preferred securities	(3)	116	(37)	538	(40)	654
Other marketable equity securities	(9)	48	-	-	(9)	48
Total marketable equity securities	(12)	164	(37)	538	(49)	702
Total	$(108)	10,727	(946)	11,441	(1,054)	22,168

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

See Note 1 – “Investments” for the factors that we consider in our analysis of OTTI for debt and equity securities.

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

Collateralized LOAN AND OTHER Debt Obligations  The unrealized losses associated with collateralized loan and other debt obligations relate to securities primarily backed by commercial, residential or other consumer collateral. The unrealized losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

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

OTHER INVESTMENT SECURITIES MATTERS   The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future.

The following table shows the gross unrealized losses and fair value of debt and perpetual preferred investment securities by those rated investment grade and those rated less than investment grade, according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by

Note 5:   Investment Securities (continued)

S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on the internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $18 million and $1.9 billion, respectively, at December 31, 2013, and $19 million and $2.0 billion, respectively, at December 31, 2012. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

	Investment grade		Non-investment grade
	Gross		Gross
	unrealized	Fair	unrealized	Fair
(in millions)	losses	value	losses	value

December 31, 2013

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(329)	5,786	-	-
Securities of U.S. states and political subdivisions	(671)	12,915	(56)	443
Mortgage-backed securities:
Federal agencies	(3,614)	68,177	-	-
Residential	(2)	177	(38)	1,297
Commercial	(46)	3,364	(69)	791
Total mortgage-backed securities	(3,662)	71,718	(107)	2,088
Corporate debt securities	(96)	2,343	(44)	627
Collateralized loan and other debt obligations	(72)	7,376	(21)	169
Other	(19)	1,874	(10)	181
Total debt securities	(4,849)	102,012	(238)	3,508
Perpetual preferred securities	(60)	732	-	-
Total available-for-sale securities	(4,909)	102,744	(238)	3,508
Held-to-maturity securities:
Federal agency mortgage-backed securities	(99)	6,153	-	-
Total held-to-maturity securities	(99)	6,153	-	-
Total	$(5,008)	108,897	(238)	3,508

December 31, 2012

Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$-	-	-	-
Securities of U.S. states and political subdivisions	(378)	6,839	(66)	532
Mortgage-backed securities:
Federal agencies	(4)	2,247	-	-
Residential	(3)	78	(46)	1,747
Commercial	(31)	2,110	(237)	945
Total mortgage-backed securities	(38)	4,435	(283)	2,692
Corporate debt securities	(19)	1,112	(50)	410
Collateralized loan and other debt obligations	(49)	2,065	(46)	218
Other	(49)	3,034	(27)	129
Total debt securities	(533)	17,485	(472)	3,981
Perpetual preferred securities	(40)	654	-	-
Total	$(573)	18,139	(472)	3,981

Contractual Maturities

The following table shows the remaining contractual maturities and contractual weighted-average yields (taxable-equivalent basis) of debt securities. The remaining contractual principal maturities for MBS do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

			Remaining contractual maturity
					After one year		After five years
	Total		Within one year		through five years		through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

December 31, 2013

Available-for-sale securities (1):
Securities of U.S. Treasury
and federal agencies	$6,280	1.66%	$86	0.54%	$701	1.45%	$5,493	1.71%	$-	-%
Securities of U.S. states and
political subdivisions	42,536	5.30	4,915	1.84	7,901	2.19	3,151	5.19	26,569	6.89
Mortgage-backed securities:
Federal agencies	117,591	3.33	1	7.14	398	2.71	956	3.46	116,236	3.33
Residential	12,453	4.31	-	-	-	-	113	5.43	12,340	4.30
Commercial	18,747	5.24	-	-	52	3.33	59	0.96	18,636	5.26
Total mortgage-backed
securities	148,791	3.65	1	7.14	450	2.78	1,128	3.52	147,212	3.66
Corporate debt securities	21,227	4.18	6,136	2.06	7,255	4.22	6,528	5.80	1,308	5.77
Collateralized loan and
other debt obligations	20,159	1.59	40	0.25	1,100	0.63	7,750	1.29	11,269	1.89
Other	9,629	1.80	906	2.53	2,977	1.74	1,243	1.64	4,503	1.73
Total debt securities
at fair value	$248,622	3.69%	$12,084	1.99%	$20,384	2.75%	$25,293	3.14%	$190,861	3.97%

Held-to-maturity securities (1):
Federal agency mortgage-
backed securities (2)	$6,205	3.90%	$-	-%	$-	-%	$-	-%	$6,205	3.90%
Other (3)	6,042	1.89	195	1.72	4,468	1.87	1,379	1.98	-	-
Total held-to-maturity
securities at fair value	$12,247	2.92%	$195	1.72%	$4,468	1.87%	$1,379	1.98%	$6,205	3.90%

December 31, 2012

Available-for-sale securities:
Securities of U.S. Treasury
and federal agencies	$7,146	1.59%	$376	0.43%	$661	1.24%	$6,109	1.70%	$-	-%
Securities of U.S. states and
political subdivisions	38,676	5.29	1,861	2.61	11,620	2.18	3,380	5.51	21,815	7.15
Mortgage-backed securities:
Federal agencies	97,285	3.82	1	5.40	106	4.87	1,144	3.41	96,034	3.83
Residential	15,931	4.38	-	-	-	-	569	2.06	15,362	4.47
Commercial	19,968	5.33	-	-	78	3.69	101	2.84	19,789	5.35
Total mortgage-backed
securities	133,184	4.12	1	5.40	184	4.37	1,814	2.95	131,185	4.13
Corporate debt securities	21,333	4.26	1,037	4.29	12,792	3.19	6,099	6.14	1,405	5.88
Collateralized loan and
other debt obligations	13,188	1.35	44	0.96	1,246	0.71	7,376	1.01	4,522	2.08
Other	18,887	1.85	1,715	1.14	9,589	1.75	3,274	2.11	4,309	2.14
Total debt securities
at fair value	$232,414	3.91%	$5,034	2.28%	$36,092	2.37%	$28,052	3.07%	$163,236	4.44%

(1)		Weighted-average yields displayed by maturity bucket are weighted based on fair value for available-for-sale securities and amortized cost for held-to-maturity securities.
(2)		Total amortized cost of federal agency mortgage-backed securities was $6.3 billion at December 31, 2013, with a remaining contractual maturity of after ten years.
(3)

Total amortized cost of other debt securities was $6.0 billion at December 31, 2013, with remaining contractual maturities of within one year, after one year through five years, and after five years through ten years of $0.2 billion, $4.4 billion and $1.4 billion, respectively, at December 31, 2013.

Note 5:   Investment Securities (continued)

Realized Gains and Losses

The following table shows the gross realized gains and losses on sales and OTTI write-downs related to the investment securities portfolio, which includes marketable equity securities, as well as net realized gains and losses on nonmarketable equity investments (see Note 7 – Other Assets).

	Year ended December 31,
(in millions)	2013	2012	2011
Gross realized gains	$492	600	1,305
Gross realized losses	(24)	(73)	(70)
OTTI write-downs	(183)	(256)	(541)
Net realized gains from investment securities	285	271	694
Net realized gains from nonmarketable equity investments	1,158	1,086	842
Net realized gains from debt securities and equity investments	$1,443	1,357	1,536

Other-Than-Temporary Impairment

The following table shows the detail of total OTTI write-downs included in earnings for debt securities, marketable equity securities and nonmarketable equity investments.

	Year ended December 31,
(in millions)	2013	2012	2011
OTTI write-downs included in earnings
Debt securities:
U.S. states and political subdivisions	$2	16	2
Mortgage-backed securities:
Federal agencies	1	-	-
Residential	72	84	252
Commercial	53	86	101
Corporate debt securities	4	11	3
Collateralized loan and other debt obligations	-	1	1
Other debt securities	26	42	64
Total debt securities	158	240	423
Equity securities:
Marketable equity securities:
Perpetual preferred securities	-	12	96
Other marketable equity securities	25	4	22
Total marketable equity securities	25	16	118
Total investment securities	183	256	541
Nonmarketable equity investments	161	160	170
Total OTTI write-downs included in earnings	$344	416	711

Other-Than-Temporarily Impaired Debt Securities

The following table shows the detail of OTTI write-downs on debt securities included in earnings and the related changes in OCI for the same securities.

	Year ended December 31,
(in millions)	2013	2012	2011
OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$107	237	422
Intent-to-sell OTTI	51	3	1
Total recorded as part of gross realized losses	158	240	423
Changes to OCI for increase (decrease) in non-credit-related OTTI (1):
U.S. states and political subdivisions	(2)	1	(1)
Residential mortgage-backed securities	(27)	(178)	(171)
Commercial mortgage-backed securities	(90)	(88)	105
Corporate debt securities	-	1	2
Collateralized loan and other debt obligations	(1)	(1)	4
Other debt securities	1	28	(13)
Total changes to OCI for non-credit-related OTTI	(119)	(237)	(74)
Total OTTI losses recorded on debt securities	$39	3	349

(1)  Represents amounts recorded to OCI for impairment, due to factors other than credit, on debt securities that have also had credit-related OTTI write-downs during the period. Increases represent initial or subsequent non-credit-related OTTI on debt securities. Decreases represent partial to full reversal of impairment due to recoveries in the fair value of securities due to factors other than credit.

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

Changes in the credit loss component of credit-impaired debt securities that were recognized in earnings and related to securities that we do not intend to sell are presented in the following table.

	Year ended December 31,
(in millions)	2013	2012	2011
Credit loss component, beginning of year	$1,289	1,272	1,043
Additions:
Initial credit impairments	21	55	87
Subsequent credit impairments	86	182	335
Total additions	107	237	422
Reductions:
For securities sold or matured	(194)	(194)	(160)
For securities derecognized due to changes in consolidation status of variable interest entities	-	-	(2)
For recoveries of previous credit impairments (1)	(31)	(26)	(31)
Total reductions	(225)	(220)	(193)
Credit loss component, end of year	$1,171	1,289	1,272

(1)  Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Note 5:   Investment Securities (continued)

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

	Year ended December 31,
($ in millions)	2013	2012	2011
Credit impairment losses on residential MBS
Investment grade	$-	-	5
Non-investment grade	72	84	247
Total credit impairment losses on residential MBS	$72	84	252

Significant inputs (non-agency – non-investment grade MBS)
Expected remaining life of loan loss rate (1):
Range (2)	0-20%	1-44	0-48
Credit impairment loss rate distribution (3):
0 - 10% range	91	77	42
10 - 20% range	8	11	18
20 - 30% range	1	4	28
Greater than 30%	-	8	12
Weighted average loss rate (4)	6	8	12
Current subordination levels (5):
Range (2)	0-41	0-57	0-25
Weighted average (4)	-	2	4
Prepayment speed (annual CPR (6)):
Range (2)	4-27	5-29	3-19
Weighted average (4)	16	15	11

(1)  Represents future expected credit losses on each pool of loans underlying respective securities expressed as a percentage of the total current outstanding loan balance of the pool for each respective security.

(2)  Represents the range of inputs/assumptions based upon the individual securities within each category.

(3)  Represents distribution of credit impairment losses recognized in earnings categorized based on range of expected remaining life of loan losses. For example 91% of credit impairment losses recognized in earnings for the year ended December 31, 2013, had expected remaining life of loan loss assumptions of 0 to 10%.

(4)  Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.

(5)  Represents current level of credit protection provided by tranches subordinate to our security holdings (subordination), expressed as a percentage of total current underlying loan balance.

(6)  Constant prepayment rate.

Total credit impairment losses on commercial MBS that we do not intend to sell were $28 million, $86 million, and $101 million for the years ended December 31, 2013, 2012 and 2011, respectively. Significant inputs considered in determining the credit impairment losses for commercial MBS are the expected remaining life of loan loss rates and current subordination levels. Prepayment activity on commercial MBS does not significantly impact the determination of their credit impairment because, unlike residential MBS, commercial MBS experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage. The expected remaining life of loan loss rates for commercial MBS with credit impairment losses ranged from 4% to 15%, 3% to 18%, and 4% to 18%, while the current subordination level ranges were 0% to 21%, 0% to 13%, and 3% to 15% for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 6:  Loans and Allowance for Credit Losses

The following table presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include a total net reduction of $6.4 billion and $7.4 billion at December 31, 2013 and December 31, 2012, respectively, for unearned income, net deferred loan fees, and unamortized discounts and premiums. Outstanding balances also include PCI loans net of any remaining purchase accounting adjustments. Information about PCI loans is presented separately in the “Purchased Credit-Impaired Loans” section of this Note.

	December 31,
(in millions)	2013	2012	2011	2010	2009
Commercial:
Commercial and industrial	$197,210	187,759	167,216	151,284	158,352
Real estate mortgage	107,100	106,340	105,975	99,435	97,527
Real estate construction	16,747	16,904	19,382	25,333	36,978
Lease financing	12,034	12,424	13,117	13,094	14,210
Foreign (1)	47,665	37,771	39,760	32,912	29,398
Total commercial	380,756	361,198	345,450	322,058	336,465
Consumer:
Real estate 1-4 family first mortgage	258,497	249,900	228,894	230,235	229,536
Real estate 1-4 family junior lien mortgage	65,914	75,465	85,991	96,149	103,708
Credit card	26,870	24,640	22,836	22,260	24,003
Automobile	50,808	45,998	43,508	43,516	42,624
Other revolving credit and installment	42,954	42,373	42,952	43,049	46,434
Total consumer	445,043	438,376	424,181	435,209	446,305
Total loans	$825,799	799,574	769,631	757,267	782,770

(1)  Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower’s primary address is outside of the United States.

Loan Concentrations

Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2013 and 2012, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at both December 31, 2013 and 2012, of which 2% were PCI loans in both years. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 3% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.

Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 15% of total loans at December 31, 2013, and 18% at December 31, 2012. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. We acquired an option payment loan portfolio (Pick-a-Pay) from Wachovia at December 31, 2008. A majority of the portfolio was identified as PCI loans. Since the acquisition, we have reduced our exposure to the option payment portion of the portfolio through our modification efforts and loss mitigation actions. At December 31, 2013, approximately 3% of total loans remained with the payment option feature compared with 10% at December 31, 2008.

Our first and junior lien lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of total outstanding balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. At December 31, 2013, our lines of credit portfolio had an outstanding balance of $75.7 billion, of which $3.9 billion, or 5%, is in its amortization period, another $11.6 billion, or 15%, of our total outstanding balance, will reach their end of draw period during 2014 through 2015, $22.8 billion, or 30%, during 2016 through 2018, and $37.4 billion, or 50%, will convert in subsequent years. This portfolio had unfunded credit commitments of $73.6 billion at December 31, 2013. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw period. At December 31, 2013, $274 million, or 7%, of outstanding lines of credit that are in their amortization period were 30 or more days past due, compared with $1.5 billion, or 2%, for lines in their draw period. We have considered this increased inherent risk in our allowance for credit loss estimate. In anticipation of our borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We

Note 6:   Loans and Allowance for Credit Losses  (continued)

monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.

Loan Purchases, Sales, and Transfers

The following table summarizes the proceeds paid or received for purchases and sales of loans and transfers from loans held for investment to mortgages/loans held for sale at lower of cost or market. This loan activity primarily includes loans purchased and sales of whole loan or participating interests, whereby we receive or transfer a portion of a loan after origination. The table excludes PCI loans and loans recorded at fair value, including loans originated for sale because their loan activity normally does not impact the allowance for credit losses.

	Year ended December 31,
	2013			2012
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases (1)	$10,914	581	11,495	12,280	167	12,447
Sales	(6,740)	(514)	(7,254)	(5,840)	(840)	(6,680)
Transfers to MHFS/LHFS (1)	(258)	(11)	(269)	(84)	(21)	(105)

(1)  The “Purchases” and “Transfers to MHFS/LHFS" categories exclude activity in government insured/guaranteed loans. As servicer, we are able to buy delinquent insured/guaranteed loans out of the Government National Mortgage Association (GNMA) pools. These loans have different risk characteristics from the rest of our consumer portfolio, whereby this activity does not impact the allowance for loan losses in the same manner because the loans are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). On a net basis, such purchases net of transfers to MHFS were $8.2 billion and $9.8 billion for the year ended 2013 and 2012, respectively.

Commitments to Lend

A commitment to lend is a legally binding agreement to lend funds to a customer, usually at a stated interest rate, if funded, and for specific purposes and time periods. We generally require a fee to extend such commitments. Certain commitments are subject to loan agreements with covenants regarding the financial performance of the customer or borrowing base formulas on an ongoing basis that must be met before we are required to fund the commitment. We may reduce or cancel consumer commitments, including home equity lines and credit card lines, in accordance with the contracts and applicable law.

We may, as a representative for other lenders, advance funds or provide for the issuance of letters of credit under syndicated loan or letter of credit agreements. Any advances are generally repaid in less than a week and would normally require default of both the customer and another lender to expose us to loss.  These temporary advance arrangements totaled approximately $87 billion at December 31, 2013.

We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2013 and 2012, we had $1.2 billion and $1.5 billion, respectively, of outstanding issued commercial letters of credit. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility for different purposes in one of several forms, including a standby letter of credit. See Note 14 for additional information on standby letters of credit.

When we make commitments, we are exposed to credit risk. The maximum credit risk for these commitments will generally be lower than the contractual amount because a significant portion of these commitments are expected to expire without being used by the customer. In addition, we manage the potential risk in commitments to lend by limiting the total amount of commitments, both by individual customer and in total, by monitoring the size and maturity structure of these commitments and by applying the same credit standards for these commitments as for all of our credit activities.

For certain loans and commitments to lend, we may require collateral or a guarantee, based on our assessment of a customer’s credit risk. We may require various types of collateral, including commercial and consumer real estate, autos, other short-term liquid assets such as accounts receivable or inventory and long-lived asset, such as equipment and other business assets. Collateral requirements for each loan or commitment may vary according to the specific credit underwriting, including terms and structure of loans funded immediately or under a commitment to fund at a later date.

The contractual amount of our unfunded credit commitments, including unissued standby and commercial letters of credit, is summarized by portfolio segment and class of financing receivable in the following table. The table excludes standby and commercial letters of credit issued under the terms of our commitments and temporary advance commitments on behalf of other lenders.

	Dec. 31,	Dec. 31,
(in millions)	2013	2012
Commercial:
Commercial and industrial	$238,962	215,626
Real estate mortgage	5,910	6,165
Real estate construction	12,593	9,109
Foreign	12,216	8,423
Total commercial	269,681	239,323
Consumer:
Real estate 1-4 family first mortgage	32,908	42,657
Real estate 1-4 family
junior lien mortgage	47,668	50,934
Credit card	78,961	70,960
Other revolving credit and installment	24,213	19,791
Total consumer	183,750	184,342
Total unfunded
credit commitments	$453,431	423,665

Note 6:   Loans and Allowance for Credit Losses  (continued)

Allowance for Credit Losses

The allowance for credit losses consists of the allowance for loan losses and the allowance for unfunded credit commitments. Changes in the allowance for credit losses were:

	Year ended December 31,
(in millions)	2013	2012	2011	2010	2009
Balance, beginning of year	$17,477	19,668	23,463	25,031	21,711
Provision for credit losses	2,309	7,217	7,899	15,753	21,668
Interest income on certain impaired loans (1)	(264)	(315)	(332)	(266)	-
Loan charge-offs:
Commercial:
Commercial and industrial	(715)	(1,306)	(1,598)	(2,775)	(3,365)
Real estate mortgage	(190)	(382)	(636)	(1,151)	(670)
Real estate construction	(28)	(191)	(351)	(1,189)	(1,063)
Lease financing	(33)	(24)	(38)	(120)	(229)
Foreign	(27)	(111)	(173)	(198)	(237)
Total commercial	(993)	(2,014)	(2,796)	(5,433)	(5,564)
Consumer:
Real estate 1-4 family first mortgage	(1,439)	(3,013)	(3,883)	(4,900)	(3,318)
Real estate 1-4 family junior lien mortgage	(1,578)	(3,437)	(3,763)	(4,934)	(4,812)
Credit card	(1,022)	(1,101)	(1,449)	(2,396)	(2,708)
Automobile	(625)	(651)	(799)	(1,308)	(2,063)
Other revolving credit and installment	(753)	(757)	(925)	(1,129)	(1,360)
Total consumer	(5,417)	(8,959)	(10,819)	(14,667)	(14,261)
Total loan charge-offs	(6,410)	(10,973)	(13,615)	(20,100)	(19,825)
Loan recoveries:
Commercial:
Commercial and industrial	380	461	419	427	254
Real estate mortgage	227	163	143	68	33
Real estate construction	137	124	146	110	16
Lease financing	16	19	24	20	20
Foreign	27	32	45	53	40
Total commercial	787	799	777	678	363
Consumer:
Real estate 1-4 family first mortgage	245	157	405	522	185
Real estate 1-4 family junior lien mortgage	269	259	218	211	174
Credit card	126	185	251	218	180
Automobile	321	362	439	499	564
Other revolving credit and installment	153	177	226	219	191
Total consumer	1,114	1,140	1,539	1,669	1,294
Total loan recoveries	1,901	1,939	2,316	2,347	1,657
Net loan charge-offs (2)	(4,509)	(9,034)	(11,299)	(17,753)	(18,168)
Allowances related to business combinations/other (3)	(42)	(59)	(63)	698	(180)
Balance, end of year	$14,971	17,477	19,668	23,463	25,031
Components:
Allowance for loan losses	$14,502	17,060	19,372	23,022	24,516
Allowance for unfunded credit commitments	469	417	296	441	515
Allowance for credit losses (4)	$14,971	17,477	19,668	23,463	25,031
Net loan charge-offs as a percentage of average total loans (2)	0.56%	1.17	1.49	2.30	2.21
Allowance for loan losses as a percentage of total loans (4)	1.76	2.13	2.52	3.04	3.13
Allowance for credit losses as a percentage of total loans (4)	1.81	2.19	2.56	3.10	3.20

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

(4)  The allowance for credit losses includes $30 million, $117 million, $231 million, $298 million and $333 million at December 31, 2013, 2012,  2011, 2010, and 2009, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

The following table summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

	Year ended December 31,
			2013			2012
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of period	$5,714	11,763	17,477	6,358	13,310	19,668
Provision for credit losses	671	1,638	2,309	666	6,551	7,217
Interest income on certain impaired loans	(54)	(210)	(264)	(95)	(220)	(315)

Loan charge-offs	(993)	(5,417)	(6,410)	(2,014)	(8,959)	(10,973)
Loan recoveries	787	1,114	1,901	799	1,140	1,939
Net loan charge-offs	(206)	(4,303)	(4,509)	(1,215)	(7,819)	(9,034)
Allowance related to business combinations/other	(22)	(20)	(42)	-	(59)	(59)
Balance, end of period	$6,103	8,868	14,971	5,714	11,763	17,477

The following table disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

	Allowance for credit losses			Recorded investment in loans
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total

December 31, 2013

Collectively evaluated (1)	$4,921	5,011	9,932	372,918	398,084	771,002
Individually evaluated (2)	1,156	3,853	5,009	5,334	22,736	28,070
PCI (3)	26	4	30	2,504	24,223	26,727
Total	$6,103	8,868	14,971	380,756	445,043	825,799

December 31, 2012

Collectively evaluated (1)	$3,951	7,524	11,475	349,035	389,559	738,594
Individually evaluated (2)	1,675	4,210	5,885	8,186	21,826	30,012
PCI (3)	88	29	117	3,977	26,991	30,968
Total	$5,714	11,763	17,477	361,198	438,376	799,574

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

Credit Quality

We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date, with the exception of updated Fair Isaac Corporation (FICO) scores and updated loan-to-value (LTV)/combined LTV (CLTV), which are obtained at least quarterly. Generally, these indicators are updated in the second month of each quarter, with updates no older than September 30, 2013. See the “Purchased Credit-Impaired Loans” section of this Note for credit quality information on our PCI portfolio.

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

The following table provides a breakdown of outstanding commercial loans by risk category. Of the $12.7 billion in criticized commercial real estate (CRE) loans at December 31, 2013, $2.7 billion has been placed on nonaccrual status and written down to net realizable collateral value. CRE loans have a high level of monitoring in place to manage these assets and mitigate loss exposure.

Note 6:   Loans and Allowance for Credit Losses  (continued)

	Commercial	Real	Real
	and	estate	estate	Lease
(in millions)	industrial	mortgage	construction	financing	Foreign	Total

December 31, 2013

By risk category:
Pass	$182,072	94,992	14,594	11,577	44,208	347,443
Criticized	14,923	10,972	1,720	457	2,737	30,809
Total commercial loans (excluding PCI)	196,995	105,964	16,314	12,034	46,945	378,252
Total commercial PCI loans (carrying value)	215	1,136	433	-	720	2,504
Total commercial loans	$197,210	107,100	16,747	12,034	47,665	380,756

December 31, 2012

By risk category:
Pass	$169,293	87,183	12,224	11,787	35,380	315,867
Criticized	18,207	17,187	3,803	637	1,520	41,354
Total commercial loans (excluding PCI)	187,500	104,370	16,027	12,424	36,900	357,221
Total commercial PCI loans (carrying value)	259	1,970	877	-	871	3,977
Total commercial loans	$187,759	106,340	16,904	12,424	37,771	361,198

The following table provides past due information for commercial loans, which we monitor as part of our credit risk management practices.

	Commercial	Real	Real
	and	estate	estate	Lease
(in millions)	industrial	mortgage	construction	financing	Foreign	Total

December 31, 2013

By delinquency status:
Current-29 DPD and still accruing	$195,908	103,139	15,698	11,972	46,898	373,615
30-89 DPD and still accruing	338	538	103	33	7	1,019
90+ DPD and still accruing	11	35	97	-	-	143
Nonaccrual loans	738	2,252	416	29	40	3,475
Total commercial loans (excluding PCI)	196,995	105,964	16,314	12,034	46,945	378,252
Total commercial PCI loans (carrying value)	215	1,136	433	-	720	2,504
Total commercial loans	$197,210	107,100	16,747	12,034	47,665	380,756

December 31, 2012

By delinquency status:
Current-29 DPD and still accruing	$185,614	100,317	14,861	12,344	36,837	349,973
30-89 DPD and still accruing	417	503	136	53	12	1,121
90+ DPD and still accruing	47	228	27	-	1	303
Nonaccrual loans	1,422	3,322	1,003	27	50	5,824
Total commercial loans (excluding PCI)	187,500	104,370	16,027	12,424	36,900	357,221
Total commercial PCI loans (carrying value)	259	1,970	877	-	871	3,977
Total commercial loans	$187,759	106,340	16,904	12,424	37,771	361,198

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

	Real estate	Real estate			Other
	1-4 family	1-4 family			revolving
	first	junior lien	Credit		credit and
(in millions)	mortgage	mortgage	card	Automobile	installment	Total

December 31, 2013

By delinquency status:
Current-29 DPD	$193,361	64,194	26,203	49,699	31,866	365,323
30-59 DPD	2,784	461	202	852	178	4,477
60-89 DPD	1,157	253	144	186	111	1,851
90-119 DPD	587	182	124	66	76	1,035
120-179 DPD	747	216	196	4	20	1,183
180+ DPD	5,024	485	1	1	7	5,518
Government insured/guaranteed loans (1)	30,737	-	-	-	10,696	41,433
Total consumer loans (excluding PCI)	234,397	65,791	26,870	50,808	42,954	420,820
Total consumer PCI loans (carrying value)	24,100	123	-	-	-	24,223
Total consumer loans	$258,497	65,914	26,870	50,808	42,954	445,043

December 31, 2012

By delinquency status:
Current-29 DPD	$179,870	73,256	23,976	44,973	29,546	351,621
30-59 DPD	3,295	577	211	798	168	5,049
60-89 DPD	1,528	339	143	164	108	2,282
90-119 DPD	853	265	122	57	73	1,370
120-179 DPD	1,141	358	187	5	28	1,719
180+ DPD	6,655	518	1	1	4	7,179
Government insured/guaranteed loans (1)	29,719	-	-	-	12,446	42,165
Total consumer loans (excluding PCI)	223,061	75,313	24,640	45,998	42,373	411,385
Total consumer PCI loans (carrying value)	26,839	152	-	-	-	26,991
Total consumer loans	$249,900	75,465	24,640	45,998	42,373	438,376

(1)  Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA and student loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP). Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $20.8 billion at December 31 2013, compared with $20.2 billion at December 31, 2012. Student loans 90+ DPD totaled $900 million at December 31, 2013, compared with $1.1 billion at December 31, 2012.

Of the $7.7 billion of consumer loans not government insured/guaranteed that are 90 days or more past due at December 31, 2013, $902 million was accruing, compared with $10.3 billion past due and $1.1 billion accruing at December 31, 2012.

Real estate 1-4 family first mortgage loans 180 days or more past due totaled $5.0 billion, or 2.1% of total first mortgages (excluding PCI), at December 31, 2013, compared with $6.7  billion, or 3.0%, at December 31, 2012.

The following table provides a breakdown of our consumer portfolio by updated FICO. We obtain FICO scores at loan origination and the scores are updated at least quarterly. The majority of our portfolio is underwritten with a FICO score of 680 and above. FICO is not available for certain loan types and may not be obtained if we deem it unnecessary due to strong collateral and other borrower attributes, primarily securities-based margin loans of $5.0 billion at December 31, 2013, and $5.4 billion at December 31, 2012.

Note 6:   Loans and Allowance for Credit Losses  (continued)

	Real estate	Real estate			Other
	1-4 family	1-4 family			revolving
	first	junior lien	Credit		credit and
(in millions)	mortgage	mortgage	card	Automobile	installment	Total

December 31, 2013

By updated FICO:
< 600	$14,128	5,047	2,404	8,400	956	30,935
600-639	9,030	3,247	2,175	5,925	1,015	21,392
640-679	14,917	5,984	4,176	8,827	2,156	36,060
680-719	24,336	10,042	5,398	8,992	3,914	52,682
720-759	32,991	13,575	5,530	6,546	5,263	63,905
760-799	72,062	19,238	4,535	6,313	6,828	108,976
800+	33,311	7,705	2,408	5,397	5,127	53,948
No FICO available	2,885	953	244	408	1,992	6,482
FICO not required	-	-	-	-	5,007	5,007
Government insured/guaranteed loans (1)	30,737	-	-	-	10,696	41,433
Total consumer loans (excluding PCI)	234,397	65,791	26,870	50,808	42,954	420,820
Total consumer PCI loans (carrying value)	24,100	123	-	-	-	24,223
Total consumer loans	$258,497	65,914	26,870	50,808	42,954	445,043

December 31, 2012

By updated FICO:
< 600	$17,662	6,122	2,314	7,928	1,163	35,189
600-639	10,208	3,660	1,961	5,451	952	22,232
640-679	15,764	6,574	3,772	8,142	2,011	36,263
680-719	24,725	11,361	4,990	7,949	3,691	52,716
720-759	31,502	15,992	5,114	5,787	4,942	63,337
760-799	63,946	21,874	4,109	5,400	6,971	102,300
800+	26,044	8,526	2,223	4,443	1,912	43,148
No FICO available	3,491	1,204	157	898	2,882	8,632
FICO not required	-	-	-	-	5,403	5,403
Government insured/guaranteed loans (1)	29,719	-	-	-	12,446	42,165
Total consumer loans (excluding PCI)	223,061	75,313	24,640	45,998	42,373	411,385
Total consumer PCI loans (carrying value)	26,839	152	-	-	-	26,991
Total consumer loans	$249,900	75,465	24,640	45,998	42,373	438,376

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

The following table shows the most updated LTV and CLTV distribution of the real estate 1-4 family first and junior lien mortgage loan portfolios. We consider the trends in residential real estate markets as we monitor credit risk and establish our allowance for credit losses. LTV does not necessarily reflect the likelihood of performance of a given loan, but does provide an indication of collateral value. In the event of a default, any loss should be limited to the portion of the loan amount in excess of the net realizable value of the underlying real estate collateral value. Certain loans do not have an LTV or CLTV primarily due to industry data availability and portfolios acquired from or serviced by other institutions.

	December 31, 2013			December 31, 2012
	Real estate	Real estate		Real estate	Real estate
	1-4 family	1-4 family		1-4 family	1-4 family
	first	junior lien		first	junior lien
	mortgage	mortgage		mortgage	mortgage
(in millions)	by LTV	by CLTV	Total	by LTV	by CLTV	Total
By LTV/CLTV:
0-60%	$74,046	13,636	87,682	56,247	12,170	68,417
60.01-80%	80,187	17,154	97,341	69,759	15,168	84,927
80.01-100%	30,843	16,272	47,115	34,830	18,038	52,868
100.01-120% (1)	10,678	9,992	20,670	17,004	13,576	30,580
> 120% (1)	6,306	7,369	13,675	13,529	14,610	28,139
No LTV/CLTV available	1,600	1,368	2,968	1,973	1,751	3,724
Government insured/guaranteed loans (2)	30,737	-	30,737	29,719	-	29,719
Total consumer loans (excluding PCI)	234,397	65,791	300,188	223,061	75,313	298,374
Total consumer PCI loans (carrying value)	24,100	123	24,223	26,839	152	26,991
Total consumer loans	$258,497	65,914	324,411	249,900	75,465	325,365

(1)  Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

(2)  Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

Nonaccrual Loans  The following table provides loans on nonaccrual status. PCI loans are excluded from this table because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.

	Dec. 31,	Dec. 31,
(in millions)	2013	2012
Commercial:
Commercial and industrial	$738	1,422
Real estate mortgage	2,252	3,322
Real estate construction	416	1,003
Lease financing	29	27
Foreign	40	50
Total commercial (1)	3,475	5,824
Consumer:
Real estate 1-4 family first mortgage (2)	9,799	11,455
Real estate 1-4 family junior lien mortgage	2,188	2,922
Automobile	173	245
Other revolving credit and installment	33	40
Total consumer	12,193	14,662
Total nonaccrual loans
(excluding PCI)	$15,668	20,486

(1)  Includes LHFS of $1 million and $16 million at December 31, 2013 and December 31, 2012, respectively.

(2)  Includes MHFS of $227 million and $336 million at December 31, 2013 and December 31, 2012, respectively.

Note 6:   Loans and Allowance for Credit Losses  (continued)

LOANS 90 Days OR MORE Past Due and Still Accruing   Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1‑4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $4.5 billion at December 31, 2013, and $6.0 billion at December 31, 2012, are not included in these past due and still accruing loans even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms. Loans 90 days or more past due and still accruing whose repayments are predominantly insured by the FHA or guaranteed by the VA for mortgages and the U.S. Department of Education for student loans under the FFELP were $22.2 billion at December 31, 2013, up from $21.8 billion at December 31, 2012.

The following table shows non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.

	December 31,
(in millions)	2013	2012
Loan 90 days or more past due and still accruing:
Total (excluding PCI):	$23,219	23,245
Less: FHA insured/VA guaranteed (1)(2)	21,274	20,745
Less: Student loans guaranteed
under the FFELP (3)	900	1,065
Total, not government
insured/guaranteed	$1,045	1,435

By segment and class, not government
insured/guaranteed:
Commercial:
Commercial and industrial	$11	47
Real estate mortgage	35	228
Real estate construction	97	27
Foreign	-	1
Total commercial	143	303
Consumer:
Real estate 1-4 family first mortgage (2)	354	564
Real estate 1-4 family junior lien mortgage (2)	86	133
Credit card	321	310
Automobile	55	40
Other revolving credit and installment	86	85
Total consumer	902	1,132
Total, not government
insured/guaranteed	$1,045	1,435

(1)  Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(2)  Includes mortgage loans held for sale 90 days or more past due and still accruing.

(3)  Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP.

Impaired Loans  The table below summarizes key information for impaired loans. Our impaired loans predominantly include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans generally have estimated losses which are included in the allowance for credit losses. We have impaired loans with no allowance for credit losses when loss content has been previously recognized through charge-offs and we do not anticipate additional charge-offs or losses, or certain loans are currently performing in accordance with their terms and for which no loss has been estimated. Impaired loans exclude PCI loans. The table below includes trial modifications that totaled $650 million at December 31, 2013, and $705 million at December 31, 2012.

For additional information on our impaired loans and allowance for credit losses, see Note 1.

		Recorded investment
			Impaired loans
	Unpaid		with related	Related
	principal	Impaired	allowance for	allowance for
(in millions)	balance	loans	credit losses	credit losses

December 31, 2013

Commercial:
Commercial and industrial	$2,016	1,274	1,024	223
Real estate mortgage	4,269	3,375	3,264	819
Real estate construction	946	615	589	101
Lease financing	71	33	33	8
Foreign	44	37	37	5
Total commercial (1)	7,346	5,334	4,947	1,156
Consumer:
Real estate 1-4 family first mortgage	22,450	19,500	13,896	3,026
Real estate 1-4 family junior lien mortgage	3,130	2,582	2,092	681
Credit card	431	431	431	132
Automobile	245	189	95	11
Other revolving credit and installment	44	34	27	3
Total consumer (2)	26,300	22,736	16,541	3,853
Total impaired loans (excluding PCI)	$33,646	28,070	21,488	5,009

December 31, 2012

Commercial:
Commercial and industrial	$3,331	2,086	2,086	353
Real estate mortgage	5,766	4,673	4,537	1,025
Real estate construction	1,975	1,345	1,345	276
Lease financing	54	39	39	11
Foreign	109	43	43	9
Total commercial (1)	11,235	8,186	8,050	1,674
Consumer:
Real estate 1-4 family first mortgage	21,293	18,472	15,224	3,074
Real estate 1-4 family junior lien mortgage	2,855	2,483	2,070	859
Credit card	531	531	531	244
Automobile	314	314	314	27
Other revolving credit and installment	27	26	26	6
Total consumer (2)	25,020	21,826	18,165	4,210
Total impaired loans (excluding PCI)	$36,255	30,012	26,215	5,884

(1)  Excludes the unpaid principal balance for loans that have been fully charged off or otherwise have zero recorded investment.

(2)  At December 31, 2013 and December 31, 2012, includes the recorded investment of $2.5 billion and $1.9 billion, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and generally do not have an allowance.

Note 6:   Loans and Allowance for Credit Losses  (continued)

Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $407 million and $421 million at December 31, 2013 and 2012, respectively.

The following tables provide the average recorded investment in impaired loans and the amount of interest income recognized on impaired loans by portfolio segment and class.

					Year ended December 31,
		2013		2012		2011
	Average	Recognized	Average	Recognized	Average	Recognized
	recorded	interest	recorded	interest	recorded	interest
(in millions)	investment	income	investment	income	investment	income
Commercial:
Commercial and industrial	$1,475	94	2,281	111	3,282	105
Real estate mortgage	3,842	141	4,821	119	5,308	80
Real estate construction	966	35	1,818	61	2,481	70
Lease financing	38	1	57	1	80	-
Foreign	33	-	36	1	29	-
Total commercial	6,354	271	9,013	293	11,180	255
Consumer:
Real estate 1-4 family first mortgage	19,419	973	15,750	803	13,592	700
Real estate 1-4 family
junior lien mortgage	2,498	143	2,193	80	1,962	76
Credit card	480	57	572	63	594	21
Automobile	232	29	299	42	244	26
Other revolving credit and installment	30	3	25	2	26	1
Total consumer (1)	22,659	1,205	18,839	990	16,418	824
Total impaired loans (excluding PCI)	$29,013	1,476	27,852	1,283	27,598	1,079

	Year ended December 31,
(in millions)	2013	2012	2011
Average recorded investment in impaired loans	$29,013	27,852	27,598
Interest income:
Cash basis of accounting	$426	316	180
Other (2)	1,050	967	899
Total interest income	$1,476	1,283	1,079

(1)  Years ended December 31, 2013 and 2012, reflect the OCC guidance issued in third quarter 2012, which requires consumer loans discharged in bankruptcy to be classified as TDRs, as well as written down to net realizable collateral value.

(2)  Includes interest recognized on accruing TDRs, interest recognized related to certain impaired loans which have an allowance calculated using discounting, and amortization of purchase accounting adjustments related to certain impaired loans. See footnote 1 to the table of changes in the allowance for credit losses.

TROUBLED DEBT RESTRUCTURINGs (TDRs)   When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR. We do not consider any loans modified through a loan resolution such as foreclosure or short sale to be a TDR.

We may require some borrowers experiencing financial difficulty to make trial payments generally for a period of three to four months, according to the terms of a planned permanent modification, to determine if they can perform according to those terms. These arrangements represent trial modifications, which we classify and account for as TDRs. While loans are in trial payment programs, their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms. The planned modifications for these arrangements predominantly involve interest rate reductions or other interest rate concessions; however, the exact concession type and resulting financial effect are usually not finalized and do not take effect until the loan is permanently modified. The trial period terms are developed in accordance with our proprietary programs or the U.S. Treasury’s Making Homes Affordable programs for real estate 1-4 family first lien (i.e. Home Affordable Modification Program – HAMP) and junior lien (i.e. Second Lien Modification Program – 2MP) mortgage loans.

At December 31, 2013, the loans in trial modification period were $253 million under HAMP, $45 million under 2MP and $352 million under proprietary programs, compared with $402 million, $45 million and $258 million at December 31, 2012, respectively. Trial modifications with a recorded investment of $286 million at December 31, 2013, and $276 million at December 31, 2012, were accruing loans and $364 million and $429 million, respectively, were nonaccruing loans. Our experience is that most of the mortgages that enter a trial payment period program are successful in completing the program requirements and are then permanently modified at the end of the trial period. Our allowance process considers the impact of those modifications that are probable to occur.

The following table summarizes our TDR modifications for the periods presented by primary modification type and includes the financial effects of these modifications. For those loans that modify more than once, the table reflects each modification that occurred during the period.

Note 6:   Loans and Allowance for Credit Losses  (continued)

	Primary modification type (1)				Financial effects of modifications
						Weighted	Recorded
						average	investment
		Interest				interest	related to
		rate	Other		Charge-	rate	interest rate
(in millions)	Principal (2)	reduction	concessions (3)	Total	offs (4)	reduction	reduction (5)

Year ended December 31, 2013
Commercial:
Commercial and industrial	$4	176	1,081	1,261	17	4.71%	$176
Real estate mortgage	33	307	1,391	1,731	8	1.66	308
Real estate construction	-	12	381	393	4	1.07	12
Lease financing	-	-	-	-	-	-	-
Foreign	15	1	-	16	-	-	1
Total commercial	52	496	2,853	3,401	29	2.72	497
Consumer:
Real estate 1-4 family first mortgage	1,143	1,170	3,681	5,994	233	2.64	2,019
Real estate 1-4 family junior lien mortgage	103	181	472	756	42	3.33	276
Credit card	-	182	-	182	-	10.38	182
Automobile	3	12	97	112	34	7.66	12
Other revolving credit and installment	-	10	12	22	-	4.87	10
Trial modifications (6)	-	-	50	50	-	-	-
Total consumer	1,249	1,555	4,312	7,116	309	3.31	2,499
Total	$1,301	2,051	7,165	10,517	338	3.21%	$2,996

Year ended December 31, 2012
Commercial:
Commercial and industrial	$11	35	1,370	1,416	40	1.60%	$38
Real estate mortgage	47	219	1,907	2,173	12	1.57	226
Real estate construction	12	19	531	562	10	1.69	19
Lease financing	-	-	4	4	-	-	-
Foreign	-	-	19	19	-	-	-
Total commercial	70	273	3,831	4,174	62	1.58	283
Consumer:
Real estate 1-4 family first mortgage	1,371	1,302	5,822	8,495	547	3.00	2,379
Real estate 1-4 family junior lien mortgage	79	244	756	1,079	512	3.70	313
Credit card	-	241	-	241	-	10.85	241
Automobile	5	54	265	324	50	6.90	56
Other revolving credit and installment	-	1	22	23	5	4.29	2
Trial modifications (6)	-	-	666	666	-	-	-
Total consumer	1,455	1,842	7,531	10,828	1,114	3.78	2,991
Total	$1,525	2,115	11,362	15,002	1,176	3.59%	$3,274

Year ended December 31, 2011
Commercial:
Commercial and industrial	$166	64	2,412	2,642	84	3.13%	$69
Real estate mortgage	113	146	1,894	2,153	24	1.46	160
Real estate construction	29	114	421	564	26	0.81	125
Lease financing	-	-	57	57	-	-	-
Foreign	-	-	22	22	-	-	-
Total commercial	308	324	4,806	5,438	134	1.55	354
Consumer:
Real estate 1-4 family first mortgage	1,629	1,908	934	4,471	293	3.27	3,322
Real estate 1-4 family junior lien mortgage	98	559	197	854	28	4.34	654
Credit card	-	336	-	336	2	10.77	260
Automobile	73	115	3	191	23	6.39	177
Other revolving credit and installment	1	4	4	9	1	5.00	4
Trial modifications (6)	-	-	651	651	-	-	-
Total consumer	1,801	2,922	1,789	6,512	347	4.00	4,417
Total	$2,109	3,246	6,595	11,950	481	3.82%	$4,771

(1)

Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $3.1 billion, $3.9 billion and $496 million, for the years ended December 31, 2013, 2012 and 2011, respectively, which reflect the impact of the prospective adoption of the OCC guidance issued in 2012.

(2)

Principal modifications include principal forgiveness at the time of the modification, contingent principal forgiveness granted over the life of the loan based on borrower performance, and principal that has been legally separated and deferred to the end of the loan, with a zero percent contractual interest rate.

(3)

Other concessions include loan renewals, term extensions and other interest and noninterest adjustments, but exclude modifications that also forgive principal and/or reduce the interest rate. Years ended December 2013 and 2012 includes $4.0 billion and $5.2 billion of consumer loans discharged in bankruptcy, respectively, as a result of the OCC guidance implementation. The OCC guidance issued in third quarter 2012 required consumer loans discharged in bankruptcy to be classified as TDRs, as well as written down to net realizable collateral value.

(4)

Charge-offs include write-downs of the investment in the loan in the period it is contractually modified. The amount of charge-off will differ from the modification terms if the loan has been charged down prior to the modification based on our policies. In addition, there may be cases where we have a charge-off/down with no legal principal modification. Modifications resulted in legally forgiving principal (actual, contingent or deferred) of $393 million, $495 million and $577 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(5)	Reflects the effect of reduced interest rates on loans with principal or interest rate reduction primary modification type.
(6)

Trial modifications are granted a delay in payments due under the original terms during the trial payment period. However, these loans continue to advance through delinquency status and accrue interest according to their original terms. Any subsequent permanent modification generally includes interest rate related concessions; however, the exact concession type and resulting financial effect are usually not known until the loan is permanently modified. Trial modifications for the period are presented net of previously reported trial modifications that became permanent in the current period.

The table below summarizes permanent modification TDRs that have defaulted in the current period within 12 months of their permanent modification date. We are reporting these defaulted TDRs based on a payment default definition of 90 days past due for the commercial portfolio segment and 60 days past due for the consumer portfolio segment.

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2013	2012	2011
Commercial:
Commercial and industrial	$234	379	216
Real estate mortgage	303	579	331
Real estate construction	70	261	69
Lease financing	-	1	1
Foreign	1	-	1
Total commercial	608	1,220	618
Consumer:
Real estate 1-4 family first mortgage	370	567	1,110
Real estate 1-4 family junior lien mortgage	34	55	137
Credit card	59	94	156
Automobile	18	55	110
Other revolving credit and installment	1	1	3
Total consumer	482	772	1,516
Total	$1,090	1,992	2,134

Purchased Credit-Impaired Loans

Substantially all of our PCI loans were acquired from Wachovia on December 31, 2008. The following table presents PCI loans net of any remaining purchase accounting adjustments. Real estate 1-4 family first mortgage PCI loans are predominantly Pick-a-Pay loans.

	December 31,
(in millions)	2013	2012	2008
Commercial:
Commercial and industrial	$215	259	4,580
Real estate mortgage	1,136	1,970	5,803
Real estate construction	433	877	6,462
Foreign	720	871	1,859
Total commercial	2,504	3,977	18,704
Consumer:
Real estate 1-4 family first mortgage	24,100	26,839	39,214
Real estate 1-4 family junior lien mortgage	123	152	728
Automobile	-	-	151
Total consumer	24,223	26,991	40,093
Total PCI loans (carrying value)	$26,727	30,968	58,797
Total PCI loans (unpaid principal balance)	$38,229	45,174	98,182

Note 6:   Loans and Allowance for Credit Losses  (continued)

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

The change in the accretable yield related to PCI loans is presented in the following table.

		Year ended December 31,
(in millions)	2013	2012	2011	2010	2009
Total, beginning of year	$18,548	15,961	16,714	14,559	10,447
Addition of accretable yield due to acquisitions	1	3	128	-	-
Accretion into interest income (1)	(1,833)	(2,152)	(2,206)	(2,392)	(2,601)
Accretion into noninterest income due to sales (2)	(151)	(5)	(189)	(43)	(5)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	971	1,141	373	3,399	441
Changes in expected cash flows that do not affect nonaccretable difference (3)	(144)	3,600	1,141	1,191	6,277
Total, end of year	$17,392	18,548	15,961	16,714	14,559

(1)  Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)  Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)  Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties. The decline in expected interest cash flows in 2013 is primarily attributable to a decline in variable rate indices applicable to these loans, an increase in prepayment estimates, and updated estimates for interest collections attributable to loan modification activities.

PCI Allowance  Based on our regular evaluation of estimates of cash flows expected to be collected, we may establish an allowance for a PCI loan or pool of loans, with a charge to income though the provision for losses. The following table summarizes the changes in allowance for PCI loan losses.

			Other
(in millions)	Commercial	Pick-a-Pay	consumer	Total
Balance, December 31, 2008	$-	-	-	-
Provision for losses due to credit deterioration	850	-	3	853
Charge-offs	(520)	-	-	(520)
Balance, December 31, 2009	330	-	3	333
Provision for losses due to credit deterioration	712	-	59	771
Charge-offs	(776)	-	(30)	(806)
Balance, December 31, 2010	266	-	32	298
Provision for losses due to credit deterioration	106	-	54	160
Charge-offs	(207)	-	(20)	(227)
Balance, December 31, 2011	165	-	66	231
Provision for losses due to credit deterioration	25	-	7	32
Charge-offs	(102)	-	(44)	(146)
Balance, December 31, 2012	88	-	29	117
Reversal of provision for losses	(52)	-	(16)	(68)
Charge-offs	(10)	-	(9)	(19)
Balance, December 31, 2013	$26	-	4	30

Commercial PCI Credit Quality Indicators  The following

table provides a breakdown of commercial PCI loans by risk category.

	Commercial	Real	Real
	and	estate	estate
(in millions)	industrial	mortgage	construction	Foreign	Total

December 31, 2013

By risk category:
Pass	$118	316	160	8	602
Criticized	97	820	273	712	1,902
Total commercial PCI loans	$215	1,136	433	720	2,504

December 31, 2012

By risk category:
Pass	$95	341	207	255	898
Criticized	164	1,629	670	616	3,079
Total commercial PCI loans	$259	1,970	877	871	3,977

Note 6:   Loans and Allowance for Credit Losses  (continued)

The following table provides past due information for commercial PCI loans.

	Commercial	Real	Real
	and	estate	estate
(in millions)	industrial	mortgage	construction	Foreign	Total

December 31, 2013

By delinquency status:
Current-29 DPD and still accruing	$210	1,052	355	632	2,249
30-89 DPD and still accruing	5	41	2	-	48
90+ DPD and still accruing	-	43	76	88	207
Total commercial PCI loans	$215	1,136	433	720	2,504

December 31, 2012

By delinquency status:
Current-29 DPD and still accruing	$235	1,804	699	704	3,442
30-89 DPD and still accruing	1	26	51	-	78
90+ DPD and still accruing	23	140	127	167	457
Total commercial PCI loans	$259	1,970	877	871	3,977

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

	December 31, 2013			December 31, 2012
	Real estate	Real estate		Real estate	Real estate
	1-4 family	1-4 family		1-4 family	1-4 family
	first	junior lien		first	junior lien
(in millions)	mortgage	mortgage	Total	mortgage	mortgage	Total
By delinquency status:
Current-29 DPD and still accruing	$20,712	171	20,883	22,304	198	22,502
30-59 DPD and still accruing	2,185	8	2,193	2,587	11	2,598
60-89 DPD and still accruing	1,164	4	1,168	1,361	7	1,368
90-119 DPD and still accruing	457	2	459	650	6	656
120-179 DPD and still accruing	517	4	521	804	7	811
180+ DPD and still accruing	4,291	95	4,386	5,356	116	5,472
Total consumer PCI loans (adjusted unpaid principal balance)	$29,326	284	29,610	33,062	345	33,407
Total consumer PCI loans (carrying value)	$24,100	123	24,223	26,839	152	26,991

The following table provides FICO scores for consumer PCI loans.

	December 31, 2013			December 31, 2012
	Real estate	Real estate		Real estate	Real estate
	1-4 family	1-4 family		1-4 family	1-4 family
	first	junior lien		first	junior lien
(in millions)	mortgage	mortgage	Total	mortgage	mortgage	Total
By FICO:
< 600	$9,933	101	10,034	13,163	144	13,307
600-639	6,029	60	6,089	6,673	68	6,741
640-679	6,789	70	6,859	6,602	73	6,675
680-719	3,732	35	3,767	3,635	39	3,674
720-759	1,662	11	1,673	1,757	11	1,768
760-799	865	5	870	874	6	880
800+	198	1	199	202	1	203
No FICO available	118	1	119	156	3	159
Total consumer PCI loans (adjusted unpaid principal balance)	$29,326	284	29,610	33,062	345	33,407
Total consumer PCI loans (carrying value)	$24,100	123	24,223	26,839	152	26,991

The following table shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV  for real estate 1-4 family junior lien mortgages.

	December 31, 2013			December 31, 2012
	Real estate	Real estate		Real estate	Real estate
	1-4 family	1-4 family		1-4 family	1-4 family
	first	junior lien		first	junior lien
	mortgage	mortgage		mortgage	mortgage
(in millions)	by LTV	by CLTV	Total	by LTV	by CLTV	Total
By LTV/CLTV:
0-60%	$2,501	32	2,533	1,374	21	1,395
60.01-80%	8,541	42	8,583	4,119	30	4,149
80.01-100%	10,366	88	10,454	9,576	61	9,637
100.01-120% (1)	4,677	67	4,744	8,084	93	8,177
> 120% (1)	3,232	54	3,286	9,889	138	10,027
No LTV/CLTV available	9	1	10	20	2	22
Total consumer PCI loans (adjusted unpaid principal balance)	$29,326	284	29,610	33,062	345	33,407
Total consumer PCI loans (carrying value)	$24,100	123	24,223	26,839	152	26,991

(1)  Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

Note 7:  Premises, Equipment, Lease Commitments and Other Assets

	December 31,
(in millions)	2013	2012
Land	$1,759	1,832
Buildings	7,931	7,670
Furniture and equipment	7,517	7,194
Leasehold improvements	1,939	1,839
Premises and equipment leased
under capital leases	82	122
Total premises and equipment	19,228	18,657
Less: Accumulated depreciation
and amortization	10,072	9,229
Net book value,
premises and equipment	$9,156	9,428

Depreciation and amortization expense for premises and equipment was $1.2 billion, $1.3 billion and $1.4 billion in 2013, 2012 and 2011, respectively.

Dispositions of premises and equipment, included in noninterest expense, resulted in a net loss of $15 million in 2013, a net gain of $7 million in 2012 and a net loss of $17 million in 2011, respectively.

We have obligations under a number of noncancelable operating leases for premises and equipment. The leases predominantly expire over the next 15 years, with the longest expiring in 2105, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2013.

	Operating	Capital
(in millions)	leases	leases
Year ended December 31,
2014	$1,155	3
2015	1,052	2
2016	908	3
2017	778	3
2018	648	3
Thereafter	2,812	13
Total minimum lease payments	$7,353	27
Executory costs		$(9)
Amounts representing interest		(7)
Present value of net minimum
lease payments		$11

Operating lease rental expense (predominantly for premises), net of rental income, was $1.3 billion, $1.1 billion and $1.2 billion in 2013, 2012 and 2011, respectively.

The components of other assets were:

	Dec. 31,	Dec. 31,
(in millions)	2013	2012
Nonmarketable equity investments:
Cost method:
Private equity	$2,308	2,572
Federal bank stock	4,670	4,227
Total cost method	6,978	6,799
Equity method:
LIHTC investments (1)	6,209	4,767
Private equity and other	5,782	6,156
Total equity method	11,991	10,923
Fair value (2)	1,386	-
Total nonmarketable
equity investments	20,355	17,722
Corporate/bank-owned life insurance	18,738	18,649
Accounts receivable	21,422	25,828
Interest receivable	5,019	5,006
Core deposit intangibles	4,674	5,915
Customer relationship and
other amortized intangibles	1,084	1,352
Foreclosed assets:
Government insured/guaranteed (3)	2,093	1,509
Non-government insured/guaranteed	1,844	2,514
Operating lease assets	2,047	2,001
Due from customers on acceptances	279	282
Other	8,787	12,800
Total other assets	$86,342	93,578

(1)  Represents low income housing tax credit investments.

(2)  Represents nonmarketable equity investments for which we have elected the fair value option. See Note 17 for additional information.

(3)  These are foreclosed real estate resulting from government insured/guaranteed loans. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were predominantly insured by the FHA or guaranteed by the VA.

Income (expense) related to nonmarketable equity investments was:

	Year ended December 31,
(in millions)	2013	2012	2011
Net realized gains from nonmarketable
equity investments	$1,158	1,086	842
All other	(287)	(185)	(298)
Total	$871	901	544

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

SPEs are generally considered variable interest entities (VIEs). A VIE is an entity that has either a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities or lack the ability to receive expected benefits or absorb obligations in a manner that’s consistent with their investment in the entity. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.

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

Note 8:   Securitizations and Variable Interest Entities  (continued)

The classifications of assets and liabilities in our balance sheet associated with our transactions with VIEs follow:

			Transfers that
	VIEs that we	VIEs	we account
	do not	that we	for as secured
(in millions)	consolidate	consolidate	borrowings		Total

December 31, 2013

Cash	$-	165		7	172
Trading assets	1,206	162		193	1,561
Investment securities (1)	18,795	1,352		8,976	29,123
Mortgages held for sale	-	38		-	38
Loans	7,652	6,058		6,021	19,731
Mortgage servicing rights	14,859	-		-	14,859
Other assets	6,151	347		110	6,608
Total assets	48,663	8,122		15,307	72,092
Short-term borrowings	-	29	(2)	7,871	7,900
Accrued expenses and other liabilities	3,464	99	(2)	3	3,566
Long-term debt	-	2,356	(2)	5,673	8,029
Total liabilities	3,464	2,484		13,547	19,495
Noncontrolling interests	-	5		-	5
Net assets	$45,199	5,633		1,760	52,592

December 31, 2012

Cash	$-	260		30	290
Trading assets	1,902	114		218	2,234
Investment securities (1)	19,900	2,772		14,848	37,520
Mortgages held for sale	-	469		-	469
Loans	9,841	10,553		7,088	27,482
Mortgage servicing rights	11,114	-		-	11,114
Other assets	4,993	457		161	5,611
Total assets	47,750	14,625		22,345	84,720
Short-term borrowings	-	2,059	(2)	13,228	15,287
Accrued expenses and other liabilities	3,441	901	(2)	20	4,362
Long-term debt	-	3,483	(2)	6,520	10,003
Total liabilities	3,441	6,443		19,768	29,652
Noncontrolling interests	-	48		-	48
Net assets	$44,309	8,134		2,577	55,020

(1)  Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.

(2)  Includes the following VIE liabilities at December 31, 2013 and 2012, respectively, with recourse to the general credit of Wells Fargo: Short-term borrowings, $0 and $2.1 billion; Accrued expenses and other liabilities, $9 million and $767 million; and Long-term debt, $29 million and $29 million.

Transactions with Unconsolidated VIEs

Our transactions with VIEs include securitizations of residential mortgage loans, CRE loans, student loans and auto loans and leases; investment and financing activities involving collateralized debt obligations (CDOs) backed by asset-backed and CRE securities, collateralized loan obligations (CLOs) backed by corporate loans, and other types of structured financing. We have various forms of involvement with VIEs, including holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. Involvements with these unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, investment securities, loans, MSRs, other assets and other liabilities, as appropriate.

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

Significant continuing involvement includes transactions where we were the sponsor or transferor and have other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or marketing of the transaction to investors. When we transfer assets to a VIE and account for the transfer as a sale, we are considered the transferor. We consider investments in securities held outside of trading, loans, guarantees, liquidity agreements, written options and servicing of collateral to be other forms of involvement that may be significant. We have excluded certain transactions with unconsolidated VIEs from the balances presented in the following table where we have determined that our continuing involvement is not significant due to the temporary nature and size of our variable interests, because we were not the transferor or because we were not involved in the design or operations of the unconsolidated VIEs.

		Carrying value - asset (liability)
					Other
	Total	Debt and			commitments
	VIE	equity	Servicing		and	Net
(in millions)	assets	interests (1)	assets	Derivatives	guarantees	assets
December 31, 2013
Residential mortgage loan
securitizations:
Conforming	$1,314,285	2,721	14,253	-	(745)	16,229
Other/nonconforming	38,330	1,739	258	-	(26)	1,971
Commercial mortgage securitizations	170,088	7,627	325	209	-	8,161
Collateralized debt obligations:
Debt securities	6,730	37	-	214	(130)	121
Loans (2)	6,021	5,888	-	-	-	5,888
Asset-based finance structures	11,415	6,857	-	(84)	-	6,773
Tax credit structures	23,112	6,455	-	-	(2,213)	4,242
Collateralized loan obligations	4,382	1,061	-	-	-	1,061
Investment funds	3,464	54	-	-	-	54
Other (3)	10,343	860	23	5	(189)	699
Total	$1,588,170	33,299	14,859	344	(3,303)	45,199

		Maximum exposure to loss
					Other
		Debt and			commitments
		equity	Servicing		and	Total
		interests	assets	Derivatives	guarantees	exposure
Residential mortgage loan
securitizations:
Conforming (4)		$2,721	14,253	-	2,287	19,261
Other/nonconforming		1,739	258	-	346	2,343
Commercial mortgage securitizations		7,627	325	322	-	8,274
Collateralized debt obligations:
Debt securities		37	-	214	130	381
Loans (2)		5,888	-	-	-	5,888
Asset-based finance structures		6,857	-	84	1,665	8,606
Tax credit structures		6,455	-	-	626	7,081
Collateralized loan obligations		1,061	-	-	159	1,220
Investment funds		54	-	-	31	85
Other (3)		860	23	178	188	1,249
Total		$33,299	14,859	798	5,432	54,388

(continued on following page)

Note 8:   Securitizations and Variable Interest Entities  (continued)

(continued from previous page)

		Carrying value - asset (liability)
					Other
	Total	Debt and			commitments
	VIE	equity	Servicing		and	Net
(in millions)	assets	interests (1)	assets	Derivatives	guarantees	assets
December 31, 2012
Residential mortgage loan securitizations:
Conforming	$1,268,494	3,620	10,336	-	(1,690)	12,266
Other/nonconforming	49,794	2,188	284	-	(53)	2,419
Commercial mortgage securitizations	168,126	7,081	466	404	-	7,951
Collateralized debt obligations:
Debt securities	6,940	13	-	471	144	628
Loans (2)	8,155	7,962	-	-	-	7,962
Asset-based finance structures	10,404	7,155	-	(104)	-	7,051
Tax credit structures	20,098	5,180	-	-	(1,657)	3,523
Collateralized loan obligations	6,641	1,439	-	1	-	1,440
Investment funds	4,771	49	-	-	-	49
Other (3)	10,401	977	28	14	1	1,020
Total	$1,553,824	35,664	11,114	786	(3,255)	44,309

		Maximum exposure to loss
					Other
		Debt and			commitments
		equity	Servicing		and	Total
		interests	assets	Derivatives	guarantees	exposure
Residential mortgage loan securitizations:
Conforming (4)		$3,620	10,336	-	5,061	19,017
Other/nonconforming		2,188	284	-	353	2,825
Commercial mortgage securitizations		7,081	466	446	-	7,993
Collateralized debt obligations:
Debt securities		13	-	471	144	628
Loans (2)		7,962	-	-	-	7,962
Asset-based finance structures		7,155	-	104	1,967	9,226
Tax credit structures		5,180	-	-	247	5,427
Collateralized loan obligations		1,439	-	1	261	1,701
Investment funds		49	-	-	27	76
Other (3)		977	28	318	119	1,442
Total		$35,664	11,114	1,340	8,179	56,297

(1)  Includes total equity interests of $6.9 billion  at  December 31, 2013 and $5.8 billion at December 31, 2012. Also includes debt interests in the form of both loans and securities. Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(2)  Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest primarily in senior tranches from a diversified pool of primarily U.S. asset securitizations, of which all are current, and over 72% and 83% were rated as investment grade by the primary rating agencies at December 31, 2013 and 2012, respectively. These senior loans are accounted for at amortized cost and are subject to the Company’s allowance and credit charge-off policies.

(3)  Includes structured financing, student loan securitizations, auto loan and lease securitizations and credit-linked note structures. Also contains investments in auction rate securities (ARS) issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

(4)  Maximum exposure to loss for conforming residential mortgage loan securitizations at December 31, 2013 reflects the benefit of settlements reached with both FHLMC and FNMA in 2013, that resolved substantially all repurchase liabilities with FHLMC and FNMA, for mortgage loans either sold or originated prior to January 1, 2009. For additional information on the agreement reached with FHLMC and FNMA see Note 9.

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

Other commitments and guarantees include amounts related to loans sold that we may be required to repurchase, or otherwise indemnify or reimburse the investor or insurer for losses incurred, due to material breach of contractual representations and warranties as well as other retained recourse arrangements. The maximum exposure to loss for material breach of contractual representations and warranties represents a stressed case estimate we utilize for determining stressed case regulatory capital needs and is considered to be a remote scenario.

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

Note 8:   Securitizations and Variable Interest Entities  (continued)

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

OTHER TRANSACTIONS WITH VIEs  Auction rate securities (ARS) are debt instruments with long-term maturities, but which re-price more frequently, and preferred equities with no maturity. At December 31, 2013, we held in our securities available-for-sale portfolio $653 million of ARS issued by VIEs redeemed pursuant to agreements entered into in 2008 and 2009, compared with $686 million at December 31, 2012.

We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.

TRUST PREFERRED SECURITIES  VIEs that we wholly own issue debt securities or preferred equity to third party investors. All of the proceeds of the issuance are invested in debt securities or preferred equity that we issue to the VIEs. The VIEs’ operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us, even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. In our consolidated balance sheet at December 31, 2013 and December 31, 2012, we reported the debt securities issued to the VIEs as long-term junior subordinated debt with a carrying value of $1.9 billion  and $4.9 billion, respectively, and the preferred equity securities issued to the VIEs as preferred stock with a carrying value of $2.5 billion at both dates. These amounts are in addition to the involvements in these VIEs included in the preceding table.

In 2013, we redeemed $2.8 billion of trust preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the Basel Committee recommendations known as the Basel III standards.

Securitization Activity Related to Unconsolidated VIEs

We use VIEs to securitize consumer and CRE loans and other types of financial assets, including student loans and auto loans. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in the VIEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers. The following table presents the cash flows with our securitization trusts that were involved in transfers accounted for as sales.

	Year ended December 31,
	2013		2012		2011
		Other		Other		Other
	Mortgage	financial	Mortgage	financial	Mortgage	financial
(in millions)	loans	assets	loans	assets	loans	assets
Sales proceeds from securitizations (1)	$357,807	-	535,372	-	337,357	-
Fees from servicing rights retained	4,240	10	4,433	10	4,401	11
Other interests held	2,284	93	1,767	135	1,779	263
Purchases of delinquent assets	18	-	62	-	9	-
Servicing advances, net of repayments	(34)	-	226	-	29	-

(1)  Represents cash flow data for all loans securitized in the period presented.

In 2013, 2012, and 2011, we recognized net gains of $149 million, $518 million and $112 million, respectively, from transfers accounted for as sales of financial assets in securitizations. These net gains primarily relate to commercial mortgage securitizations and residential mortgage securitizations where the loans were not already carried at fair value.

Sales with continuing involvement during 2013, 2012 and 2011 predominantly related to securitizations of residential mortgages that are sold to the GSEs, including FNMA, FHLMC and GNMA (conforming residential mortgage securitizations). During 2013, 2012 and 2011 we transferred $343.9 billion, $517.3 billion and $329.1 billion respectively, in fair value of conforming residential mortgages to unconsolidated VIEs and recorded the transfers as sales. Substantially all of these transfers did not result in a gain or loss because the loans were already carried at fair value. In connection with all of these transfers, in 2013 we recorded a $3.5 billion servicing asset, measured at fair value using a Level 3 measurement technique, and a $143 million liability for repurchase losses which reflects management’s estimate of probable losses related to various representations and warranties for the loans transferred, initially measured at fair value. In 2012, we recorded a $4.9 billion servicing asset and a $274 million liability. In 2011, we recorded a $4.0 billion servicing asset and a $101 million liability.

We used the following key weighted-average assumptions to measure mortgage servicing assets at the date of securitization:

	Residential mortgage
	servicing rights
	2013	2012	2011
Year ended December 31,
Prepayment speed (1)	11.2%	13.4	12.8
Discount rate	7.3	7.3	7.7
Cost to service ($ per loan) (2)	$184	151	146

(1)  The prepayment speed assumption for residential mortgage servicing rights includes a blend of prepayment speeds and default rates. Prepayment speed assumptions are influenced by mortgage interest rate inputs as well as our estimation of drivers of borrower behavior.

(2)  Includes costs to service and unreimbursed foreclosure costs.

During 2013, 2012 and 2011, we transferred $5.6 billion, $3.4 billion and $3.0 billion, respectively, in fair value of commercial mortgages to unconsolidated VIEs and recorded the transfers as sales. These transfers resulted in a gain of $152 million in 2013, $178 million in 2012 and $48 million in 2011, respectively, because the loans were carried at LOCOM. In connection with these transfers, in 2013 we recorded a servicing asset of $20 million, initially measured at fair value using a Level 3 measurement technique, and available-for-sale securities of $54 million, classified as Level 2. In 2012, we recorded a servicing asset of $13 million and available-for-sale securities of $116 million. In 2011, we recorded a servicing asset of $20 million and available-for-sale securities of $532 million.

Note 8:   Securitizations and Variable Interest Entities  (continued)

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

		Other interests held
	Residential
	mortgage	Interest-	Consumer		Commercial (2)
	servicing	only	Subordinated	Senior	Subordinated	Senior
($ in millions, except cost to service amounts)	rights (1)	strips	bonds	bonds	bonds	bonds
Fair value of interests held at December 31, 2013	$15,580	135	39	-	283	587
Expected weighted-average life (in years)	6.4	3.8	5.9	-	3.6	6.3

Key economic assumptions:
Prepayment speed assumption (3)	10.7%	10.7	6.7	-
Decrease in fair value from:
10% adverse change	$864	3	-	-
25% adverse change	2,065	7	-	-

Discount rate assumption	7.8%	18.3	4.4	-	4.5	3.6
Decrease in fair value from:
100 basis point increase	$840	2	2	-	30	30
200 basis point increase	1,607	5	4	-	38	58

Cost to service assumption ($ per loan)	191
Decrease in fair value from:
10% adverse change	636
25% adverse change	1,591

Credit loss assumption			0.4%	-	14.2	-
Decrease in fair value from:
10% higher losses			$-	-	29	-
25% higher losses			-	-	39	1

Fair value of interests held at December 31, 2012	$11,538	187	40	-	249	982
Expected weighted-average life (in years)	4.8	4.1	5.9	-	4.7	5.3

Key economic assumptions:
Prepayment speed assumption (3)	15.7%	10.6	6.8	-
Decrease in fair value from:
10% adverse change	$869	5	-	-
25% adverse change	2,038	12	-	-

Discount rate assumption	7.4%	16.9	8.9	-	3.5	2.2
Decrease in fair value from:
100 basis point increase	$562	4	2	-	12	43
200 basis point increase	1,073	8	4	-	21	84

Cost to service assumption ($ per loan)	219
Decrease in fair value from:
10% adverse change	615
25% adverse change	1,537

Credit loss assumption			0.4%	-	10.0	-
Decrease in fair value from:
10% higher losses			$-	-	12	-
25% higher losses			-	-	19	-

(1)  See narrative following this table for a discussion of commercial mortgage servicing rights.

(2)  Prepayment speed assumptions do not significantly impact the value of commercial mortgage securitization bonds as the underlying commercial mortgage loans experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage.

(3)  The prepayment speed assumption for residential mortgage servicing rights includes a blend of prepayment speeds and default rates. Prepayment speed assumptions are influenced by mortgage interest rate inputs as well as our estimation of drivers of borrower behavior.

In addition to residential mortgage servicing rights (MSRs) included in the previous table, we have a small portfolio of commercial MSRs with a fair value of $1.6 billion and $1.4 billion at December 31, 2013, and December 31, 2012, respectively. The nature of our commercial MSRs, which are carried at LOCOM, is different from our residential MSRs. Prepayment activity on serviced loans does not significantly impact the value of commercial MSRs because, unlike residential mortgages, commercial mortgages experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage. Additionally, for our commercial MSR portfolio, we are typically master/primary servicer, but not the special servicer, who is separately responsible for the servicing and workout of delinquent and foreclosed loans. It is the special servicer, similar to our role as servicer of residential mortgage loans, who is affected by higher servicing and foreclosure costs due to an increase in delinquent and foreclosed loans. Accordingly, prepayment speeds and costs to service are not key assumptions for commercial MSRs as they do not significantly impact the valuation. The primary economic driver impacting the fair value of our commercial MSRs is forward interest rates, which are derived from market observable yield curves used to price capital markets instruments. Market interest rates most significantly affect interest earned on custodial deposit balances. The sensitivity of the current fair value to an immediate adverse 25% change in the assumption about interest earned on deposit balances at December 31, 2013, and 2012, results in a decrease in fair value of $175 million and $139 million, respectively. See Note 9 for further information on our commercial MSRs.

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

					Net charge-offs
	Total loans		Delinquent loans		Year ended
	December 31,		December 31,		December 31,
(in millions)	2013	2012	2013	2012	2013	2012
Commercial:
Real estate mortgage	$119,346	128,564	8,808	12,216	617	541
Total commercial	119,346	128,564	8,808	12,216	617	541
Consumer:
Real estate 1-4 family first mortgage	1,313,298	1,283,504	17,009	21,574	797	1,170
Real estate 1-4 family junior lien mortgage	1	1	-	-	-	-
Other revolving credit and installment	1,790	2,034	99	110	-	-
Total consumer	1,315,089	1,285,539	17,108	21,684	797	1,170
Total off-balance sheet securitized loans (1)	$1,434,435	1,414,103	25,916	33,900	1,414	1,711

(1)  At December 31, 2013 and 2012, the table includes total loans of $1.3 trillion at both dates and delinquent loans of $14.0 billion and $17.4 billion, respectively for FNMA, FHLMC and GNMA. Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.

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

		Carrying value
	Total		Third
	VIE	Consolidated	party	Noncontrolling	Net
(in millions)	assets	assets	liabilities	interests	assets
December 31, 2013

Secured borrowings:
Municipal tender option bond securitizations	$11,626	9,210	(7,874)	-	1,336
Commercial real estate loans	486	486	(277)	-	209
Residential mortgage securitizations	5,337	5,611	(5,396)	-	215
Total secured borrowings	17,449	15,307	(13,547)	-	1,760
Consolidated VIEs:
Nonconforming residential
mortgage loan securitizations	6,770	6,018	(2,214)	-	3,804
Multi-seller commercial paper conduit	-	-	-	-	-
Structured asset finance	56	56	(18)	-	38
Investment funds	1,536	1,536	(70)	-	1,466
Other	582	512	(182)	(5)	325
Total consolidated VIEs	8,944	8,122	(2,484)	(5)	5,633
Total secured borrowings and consolidated VIEs	$26,393	23,429	(16,031)	(5)	7,393
December 31, 2012

Secured borrowings:
Municipal tender option bond securitizations	$16,782	15,130	(13,248)	-	1,882
Commercial real estate loans	975	975	(696)	-	279
Residential mortgage securitizations	5,757	6,240	(5,824)	-	416
Total secured borrowings	23,514	22,345	(19,768)	-	2,577
Consolidated VIEs:
Nonconforming residential
mortgage loan securitizations	8,633	7,707	(2,933)	-	4,774
Multi-seller commercial paper conduit	2,059	2,036	(2,053)	-	(17)
Structured asset finance	71	71	(17)	-	54
Investment funds	1,837	1,837	(2)	-	1,835
Other	3,454	2,974	(1,438)	(48)	1,488
Total consolidated VIEs	16,054	14,625	(6,443)	(48)	8,134
Total secured borrowings and consolidated VIEs	$39,568	36,970	(26,211)	(48)	10,711

In addition to the transactions included in the previous table, at both December 31, 2013, and December 31, 2012, we had approximately $6.0 billion of private placement debt financing issued through a consolidated VIE. The issuance is classified as long-term debt in our consolidated financial statements. At December 31, 2013, and December 31, 2012, we pledged approximately $6.6 billion and $6.4 billion in loans (principal and interest eligible to be capitalized), $160 million and $179 million in available-for-sale securities, and $180 million and $138 million in cash and cash equivalents to collateralize the VIE’s borrowings, respectively. These assets were not transferred to the VIE, and accordingly we have excluded the VIE from the previous table.

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

MULTI-SELLER COMMERCIAL PAPER CONDUIT  In July 2013, we dissolved a multi-seller asset-based commercial paper conduit we had administered that financed certain client transactions. This conduit was a bankruptcy remote entity that made loans to, or purchased certificated interests, generally from SPEs, established by our clients (sellers) and which were secured by pools of financial assets. The conduit funded itself through the issuance of highly rated commercial paper to third party investors. We were the primary beneficiary of the conduit because we had power over the significant activities of the conduit and had a significant variable interest due to our liquidity arrangement. In 2013, we redeemed the outstanding commercial paper issued from our multi-seller conduit to third party investors at par.

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

We apply the amortization method to commercial MSRs and apply the fair value method to residential MSRs. The changes in MSRs measured using the fair value method were:

	Year ended December 31,
(in millions)	2013	2012	2011
Fair value, beginning of year	$11,538	12,603	14,467
Servicing from securitizations or asset transfers (1)	3,469	5,182	3,957
Sales	(583)	(293)	-
Net additions	2,886	4,889	3,957
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (2)	4,362	(2,092)	(3,749)
Servicing and foreclosure costs (3)	(228)	(677)	(694)
Discount rates (4)	-	(397)	(150)
Prepayment estimates and other (5)	(736)	273	913
Net changes in valuation model inputs or assumptions	3,398	(2,893)	(3,680)
Other changes in fair value (6)	(2,242)	(3,061)	(2,141)
Total changes in fair value	1,156	(5,954)	(5,821)
Fair value, end of year	$15,580	11,538	12,603

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

(4)  Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates; the year ended December 31, 2012, change reflects increased capital return requirements from market participants.

(5)  Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior that occur independent of interest rate changes.

(6)  Represents changes due to collection/realization of expected cash flows over time.

The changes in amortized MSRs were:

	Year ended December 31,
(in millions)	2013	2012	2011
Balance, beginning of year	$1,160	1,445	1,422
Purchases	176	177	155
Servicing from securitizations or asset transfers (1)	147	(229)	132
Amortization (2)	(254)	(233)	(264)
Balance, end of year (2)	1,229	1,160	1,445
Valuation allowance:
Balance, beginning of year	-	(37)	(3)
Reversal of provision (provision) for MSRs in excess of fair value	-	37	(34)
Balance, end of year (3)	-	-	(37)
Amortized MSRs, net	$1,229	1,160	1,408
Fair value of amortized MSRs:
Beginning of year	$1,400	1,756	1,812
End of year (4)	1,575	1,400	1,756

(1)  The year ended December 31, 2012, is net of $350 million ($313 million after valuation allowance) of residential MSRs that we elected to carry at fair value effective January 1, 2012. A cumulative adjustment of $2 million to fair value was recorded in retained earnings at January 1, 2012.

(2)  Includes $350 million in residential amortized MSRs at December 31, 2011. For the year ended December 31, 2011, the residential MSR amortization was $(50) million.

(3)  Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs. Residential amortized MSRs are evaluated for impairment purposes by the following risk strata: mortgages sold to GSEs (FHLMC and FNMA) and mortgages sold to GNMA, each by interest rate stratifications. A valuation allowance of $37 million was recorded on the residential amortized MSRs for the year ended December 31, 2011. For the year ended December 31, 2012, valuation allowance of $37 million for residential MSRs was reversed upon election to carry at fair value.

(4)  Includes fair value of $316 million in residential amortized MSRs and $1,440 million in commercial amortized MSRs at December 31, 2011. The balances at December 31, 2013 and 2012, are all commercial amortized MSRs.

We present the components of our managed servicing portfolio in the following table at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

	December 31,
(in billions)	2013	2012
Residential mortgage servicing:
Serviced for others	$1,485	1,498
Owned loans serviced	338	368
Subservicing	6	7
Total residential servicing	1,829	1,873
Commercial mortgage servicing:
Serviced for others	419	408
Owned loans serviced	107	106
Subservicing	7	13
Total commercial servicing	533	527
Total managed servicing portfolio	$2,362	2,400
Total serviced for others	$1,904	1,906
Ratio of MSRs to related loans serviced for others	0.88%	0.67

The components of mortgage banking noninterest income were:

	Year ended December 31,
(in millions)	2013	2012	2011
Servicing income, net:
Servicing fees
Contractually specified servicing fees	$4,442	4,626	4,611
Late charges	216	257	298
Ancillary fees	343	342	354
Unreimbursed direct servicing costs (1)	(1,074)	(1,234)	(1,119)
Net servicing fees	3,927	3,991	4,144
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	3,398	(2,893)	(3,680)
Other changes in fair value (3)	(2,242)	(3,061)	(2,141)
Total changes in fair value of MSRs carried at fair value	1,156	(5,954)	(5,821)
Amortization	(254)	(233)	(264)
Provision for MSRs in excess of fair value	-	-	(34)
Net derivative gains (losses) from economic hedges (4)	(2,909)	3,574	5,241
Total servicing income, net	1,920	1,378	3,266
Net gains on mortgage loan origination/sales activities	6,854	10,260	4,566
Total mortgage banking noninterest income	$8,774	11,638	7,832
Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$489	681	1,561

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

Note 9:   Mortgage Banking Activities  (continued)

The table below summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated balance sheet and the provision for repurchase losses reduces net gains on mortgage loan origination/sales activities. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs, the Federal Housing Finance Agency (FHFA), and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The Company reached settlements with both FHLMC and FNMA in 2013, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.

Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that is reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $896 million at December 31, 2013, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) utilized in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions.

	Year ended December 31,
(in millions)	2013	2012	2011
Balance, beginning of year	$2,206	1,326	1,289
Provision for repurchase losses:
Loan sales	143	275	101
Change in estimate (1)	285	1,665	1,184
Total additions	428	1,940	1,285
Losses (2)	(1,735)	(1,060)	(1,248)
Balance, end of year	$899	2,206	1,326

(1)  Results from such factors as changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

(2)  Year ended December 31, 2013, reflects $746 million and $508 million as a result of the settlements reached with FHLMC and FNMA, respectively, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.

Note 10:  Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	December 31, 2013			December 31, 2012
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
(in millions)	value	amortization	value	value	amortization	value
Amortized intangible assets (1):
MSRs (2)	$2,639	(1,410)	1,229	2,317	(1,157)	1,160
Core deposit intangibles	12,834	(8,160)	4,674	12,836	(6,921)	5,915
Customer relationship and other intangibles	3,145	(2,061)	1,084	3,147	(1,795)	1,352
Total amortized intangible assets	$18,618	(11,631)	6,987	18,300	(9,873)	8,427
Unamortized intangible assets:
MSRs (carried at fair value) (2)	$15,580			11,538
Goodwill	25,637			25,637
Trademark	14			14

(1)  Excludes fully amortized intangible assets.

(2)  See Note 9 for additional information on MSRs.

The following table provides the current year and estimated future amortization expense for amortized intangible assets. We based our projections of amortization expense shown below on existing asset balances at December 31, 2013. Future amortization expense may vary from these projections.

			Customer
		Core	relationship
	Amortized	deposit	and other
(in millions)	MSRs	intangibles	intangibles	Total
Year ended December 31, 2013 (actual)	$254	1,241	267	1,762
Estimate for year ended December 31,
2014	$247	1,113	251	1,611
2015	215	1,022	227	1,464
2016	177	919	212	1,308
2017	134	851	195	1,180
2018	100	769	184	1,053

For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. At the time we acquire a business, we allocate goodwill to applicable reporting units based on their relative fair value, and if we have a significant business reorganization, we may reallocate the goodwill. See Note 24 for further information on management reporting.

The following table shows the allocation of goodwill to our reportable operating segments for purposes of goodwill impairment testing.

			Wealth,
	Community	Wholesale	Brokerage and	Consolidated
(in millions)	Banking	Banking	Retirement	Company
December 31, 2011	$17,924	6,820	371	25,115
Goodwill from business combinations	(2)	524	-	522
December 31, 2012	$17,922	7,344	371	25,637
December 31, 2013	$17,922	7,344	371	25,637

Note 11:  Deposits

Time certificates of deposit (CDs) and other time deposits issued by domestic and foreign offices totaled $117.4 billion and $90.1 billion at December 31, 2013 and 2012, respectively. Substantially all of these deposits were interest bearing. The contractual maturities of these deposits are presented in the following table.

(in millions)	December 31, 2013
2014	$86,958
2015	13,308
2016	7,624
2017	2,661
2018	3,263
Thereafter	3,619
Total	$117,433

Of these deposits, the amount of domestic time deposits with a denomination of $100,000 or more was $16.6 billion and $23.7 billion at December 31, 2013 and 2012, respectively. The contractual maturities of these deposits are presented in the following table.

(in millions)	2013
Three months or less	$3,177
After three months through six months	2,003
After six months through twelve months	2,741
After twelve months	8,685
Total	$16,606

Time CDs and other time deposits issued by foreign offices with a denomination of $100,000 or more were $15.3 billion and $11.7 billion at December 31, 2013 and 2012, respectively.

Demand deposit overdrafts of $554 million and $806 million were included as loan balances at December 31, 2013 and 2012, respectively.

Note 12:  Short-Term Borrowings

The table below shows selected information for short-term borrowings, which predominantly mature in less than 30 days. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of Note 14.

	2013		2012		2011
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Federal funds purchased and securities sold
under agreements to repurchase	$36,263	0.05%	$34,973	0.17%	$31,038	0.05%
Commercial paper	5,162	0.18	4,038	0.27	3,624	0.23
Other short-term borrowings	12,458	0.31	18,164	0.16	14,429	0.18
Total	$53,883	0.12	$57,175	0.17	$49,091	0.10
Year ended December 31,
Average daily balance
Federal funds purchased and securities sold
under agreements to repurchase	$36,227	0.08	$32,092	0.12	$34,388	0.11
Commercial paper	4,702	0.25	4,142	0.26	4,437	0.26
Other short-term borrowings	13,787	0.22	14,962	0.29	12,956	0.35
Total	$54,716	0.13	$51,196	0.18	$51,781	0.18
Maximum month-end balance
Federal funds purchased and securities sold
under agreements to repurchase (1)	$39,451	N/A	$36,327	N/A	$37,509	N/A
Commercial paper (2)	5,700	N/A	5,036	N/A	6,229	N/A
Other short-term borrowings (3)	16,564	N/A	18,164	N/A	14,429	N/A

N/A- Not applicable

(1)  Highest month-end balance in each of the last three years was May 2013, June 2012 and March 2011.

(2)  Highest month-end balance in each of the last three years was March 2013, September 2012 and April 2011.

(3)  Highest month-end balance in each of the last three years was March 2013, December 2012 and December 2011.

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

Following is a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and purchase accounting adjustments, where applicable. The interest rates displayed represent the range of contractual rates in effect at December 31, 2013. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

			December 31,
			2013	2012
	Maturity	Stated
(in millions)	date(s)	interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2014-2038	1.00-6.75%	$44,145	44,623
Floating-rate notes	2014-2048	0.00-3.598	12,445	10,996
Structured notes (1)	2014-2053	Varies	4,891	3,633
Total senior debt - Parent			61,481	59,252
Subordinated
Fixed-rate notes (2)	2014-2044	3.45-7.574%	17,469	11,340
Floating-rate notes	2015-2016	0.576-0.614	1,190	1,165
Total subordinated debt - Parent			18,659	12,505
Junior subordinated
Fixed-rate notes - hybrid trust securities	2029-2068	5.95-7.95%	1,178	4,221
Floating-rate notes	2027	0.744-1.244	263	255
Total junior subordinated debt - Parent (3)			1,441	4,476
Total long-term debt - Parent (2)			81,581	76,233
Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes	2015	0.75%	500	1,331
Floating-rate notes	2015-2053	0.00-0.522	2,219	170
Floating-rate extendible notes (4)	2015	0.291-0.346	10,749	4,450
Fixed-rate advances - Federal Home Loan Bank (FHLB) (5)	2014-2031	3.83 - 8.17	160	216
Floating-rate advances - FHLB (5)	2018-2019	0.22-0.29	19,000	2,002
Structured notes (1)	2014-2025	Varies	13	163
Capital leases (Note 7)	2014-2025	Varies	11	12
Total senior debt - Bank			32,652	8,344
Subordinated
Fixed-rate notes	2014-2038	4.75-7.74%	10,725	14,153
Floating-rate notes	2014-2017	0.448-2.965	1,616	1,617
Total subordinated debt - Bank			12,341	15,770
Junior subordinated
Floating-rate notes	2027	0.811-0.894%	303	294
Total junior subordinated debt - Bank (3)			303	294
Long-term debt issued by VIE - Fixed rate (6)	2014-2047	0.00-7.00%	1,098	1,542
Long-term debt issued by VIE - Floating rate (6)	2015-2042	0.296-32.11	1,230	1,826
Mortgage notes and other debt (7)	2014-2062	0.00-12.80	16,874	16,976
Total long-term debt - Bank			64,498	44,752

(continued on following page)

Note 13:   Long-Term Debt  (continued)

(continued from previous page)

			December 31,
			2013	2012
	Maturity	Stated
(in millions)	date(s)	interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes	2014-2023	2.774-4.38%	6,543	5,968
FixFloat notes	2020	6.795% through 2015, varies	20	20
Total senior debt - Other consolidated subsidiaries			6,563	5,988
Junior subordinated
Floating-rate notes	2027	0.736%	155	155
Total junior subordinated debt - Other
consolidated subsidiaries (3)			155	155
Long-term debt issued by VIE - Fixed rate (6)	2015	5.16%	18	105
Long-term debt issued by VIE - Floating rate (6)	2015	1.544	10	10
Mortgage notes and other (7)	2014-2022	1.54-6.00	173	136
Total long-term debt - Other consolidated subsidiaries			6,919	6,394
Total long-term debt			$152,998	127,379

(1)  Primarily consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see Note 16 – Free-standing derivatives. In addition, a major portion consists of zero coupon callable notes where interest is paid as part of the final redemption amount.

(2)  Includes fixed-rate subordinated notes issued by the Parent at a discount of $140 million in fourth quarter 2013 to effect a modification of Wells Fargo Bank, NA notes. These notes are carried at their par amount on the balance sheet of the Parent presented in Note 25.

(3)  Represents junior subordinated debentures held by unconsolidated wholly-owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 for additional information on our trust preferred security structures.

(4)  Represents floating-rate extendible notes where holders of the notes may elect to extend the contractual maturity of all or a portion of the principal amount on a periodic basis.

(5)  At December 31, 2013, Federal Home Loan Bank advances are secured by residential loan collateral. Outstanding advances at December 31, 2012, were secured by investment securities and residential loan collateral.

(6)  For additional information on VIEs, see Note 8.

(7)  Primarily related to securitizations and secured borrowings, see Note 8.

The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2013, in each of the following five years and thereafter, is presented in the following table.

(in millions)	Parent	Company
2014	$8,535	12,800
2015	8,684	26,531
2016	15,734	19,732
2017	9,122	13,114
2018	7,937	26,867
Thereafter	31,569	53,954
Total	$81,581	152,998

As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2013, we were in compliance with all the covenants.

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

	December 31, 2013
		Maximum exposure to loss
			Expires after	Expires after
		Expires in	one year	three years	Expires		Non-
	Carrying	one year	through	through	after five		investment
(in millions)	value	or less	three years	five years	years	Total	grade
Standby letters of credit (1)	$56	16,907	11,628	5,308	994	34,837	9,512
Securities lending and
other indemnifications	-	-	3	18	3,199	3,220	25
Liquidity agreements (2)	-	-	-	-	17	17	-
Written put options (3)	907	4,775	2,967	3,521	2,725	13,988	4,311
Loans and MHFS sold with recourse	86	116	418	849	5,014	6,397	3,674
Contingent consideration	30	15	94	-	-	109	109
Other guarantees	3	329	17	16	954	1,316	4
Total guarantees	$1,082	22,142	15,127	9,712	12,903	59,884	17,635

	December 31, 2012
		Maximum exposure to loss
			Expires after	Expires after
		Expires in	one year	three years			Non-
	Carrying	one year	through	through	Expires after		investment
(in millions)	value	or less	three years	five years	five years	Total	grade
Standby letters of credit (1)	$42	19,463	11,782	6,531	1,983	39,759	11,331
Securities lending and
other indemnifications	-	3	7	20	2,511	2,541	118
Liquidity agreements (2)	-	-	-	-	3	3	3
Written put options (2)(3)	1,427	2,951	3,873	2,475	2,575	11,874	3,953
Loans and MHFS sold with recourse	99	443	357	647	4,426	5,873	3,905
Contingent consideration	35	11	24	94	-	129	129
Other guarantees	3	677	26	1	717	1,421	4
Total guarantees	$1,606	23,548	16,069	9,768	12,215	61,600	19,443

(1)  Total maximum exposure to loss includes direct pay letters of credit (DPLCs) of $16.8 billion and $18.5 billion at December  31, 2013 and December 31, 2012, respectively. We issue DPLCs to provide credit enhancements for certain bond issuances. Beneficiaries (bond trustees) may draw upon these instruments to make scheduled principal and interest payments, redeem all outstanding bonds because a default event has occurred, or for other reasons as permitted by the agreement. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility in one of several forms, including as a standby letter of credit. Total maximum exposure to loss includes the portion of these facilities for which we have issued standby letters of credit under the commitments.

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

Standby letters of credit  We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are agreements where we are obligated to make payment to a third party on behalf of a customer in the event the customer fails to meet their contractual obligations. We consider the

Note 14:   Guarantees, Pledged Assets and Collateral  (continued)

credit risk in standby letters of credit and commercial and similar letters of credit in determining the allowance for credit losses. Standby letters of credit include direct pay letters of credit we issue to provide credit enhancements for certain bond issuances.

Securities lending and other indemnifications  As a securities lending agent, we lend debt and equity securities from participating institutional clients’ portfolios to third-party borrowers. These arrangements are for an indefinite period of time whereby we indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers and is generally in the form of cash or highly liquid securities that are marked to market daily. There was $346 million at December 31, 2013 and $443 million at December 31, 2012, in collateral supporting loaned securities with values of $337 million and $436 million, respectively.

We use certain third party clearing agents to clear and settle transactions on behalf of some of our institutional brokerage customers. We indemnify the clearing agents against loss that could occur for non-performance by our customers on transactions that are not sufficiently collateralized. Transactions subject to the indemnifications may include customer obligations related to the settlement of margin accounts and short positions, such as written call options and securities borrowing transactions. Outstanding customer obligations were $769 million and $579 million and the related collateral was $3.7 billion and $3.1 billion at December 31, 2013, and December 31, 2012, respectively. Our estimate of maximum exposure to loss, which requires judgment regarding the range and likelihood of future events, was $2.9 billion as of December 31, 2013, and $2.1 billion as of December 31, 2012.

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

Liquidity agreements  We  provide liquidity to certain off-balance sheet entities that hold securitized fixed-rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. See Note 8 for additional information on securitizations and VIEs.

Written put options  Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price, and include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk in the event the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 16 for additional information regarding written derivative contracts.

Loans AND MHFS SOLD with recourse  In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to indemnify the buyer for any loss on the loan up to par value plus accrued interest. We provide recourse, predominantly to the GSEs, on loans sold under various programs and arrangements. Primarily all of these programs and arrangements require that we share in the loans’ credit exposure for their remaining life by providing recourse to the GSE, up to 33.33% of actual losses incurred on a pro-rata basis, in the event of borrower default. Under the remaining recourse programs and arrangements, if certain events occur within a specified period of time from transfer date, we have to provide limited recourse to the buyer to indemnify them for losses incurred for the remaining life of the loans. The maximum exposure to loss reported in the accompanying table represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote and amounts paid can be recovered in whole or in part from the sale of collateral. During 2013 and 2012 we repurchased $33 million and $26 million, respectively, of loans associated with these agreements. We also provide representation and warranty guarantees on loans sold under the various recourse programs and arrangements. Our loss exposure relative to these guarantees is separately considered and provided for, as necessary, in determination of our liability for loan repurchases due to breaches of representation and warranties. See Note 9 for additional information on the liability for mortgage loan repurchase losses.

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

Pledged Assets

As part of our liquidity management strategy, we pledge assets to secure trust and public deposits, borrowings and letters of credit from the FHLB and FRB, securities sold under agreements to repurchase (repurchase agreements), and for other purposes as required or permitted by law or insurance statutory requirements. The types of collateral we pledge include securities issued by federal agencies, government-sponsored entities (GSEs), domestic and foreign companies and various commercial and consumer loans. The following table provides the total carrying amount of pledged assets by asset type, of which substantially all are pursuant to agreements that do not permit the secured party to sell or repledge the collateral. The table excludes pledged consolidated VIE assets of $8.1 billion and $14.6 billion at December 31, 2013, and December 31, 2012, respectively, which can only be used to settle the liabilities of those entities. The table also excludes $15.3 billion and $22.3 billion in assets pledged in transactions accounted for as secured borrowings at December 31, 2013 and December 31, 2012, respectively. See Note 8 for additional information on consolidated VIE assets and secured borrowings.

	Dec. 31,	Dec. 31,
(in millions)	2013	2012
Trading assets and other (1)	$30,288	28,031
Investment securities (2)	85,468	96,018
Loans (3)	381,597	360,171
Total pledged assets	$497,353	484,220

(1)

Represent assets pledged to collateralize repurchase agreements and other securities financings. Balance includes $29.0 billion and $27.4 billion at December 31, 2013, and December 31, 2012, respectively, under agreements that permit the secured parties to sell or repledge the collateral.

(2)

Includes $8.7 billion and $8.4 billion in collateral for repurchase agreements at December 31, 2013, and December 31, 2012, respectively, which are pledged under agreements that do not permit the secured parties to sell or repledge the collateral.

(3)	Represent loans carried at amortized cost, which are pledged under agreements that do not permit the secured parties to sell or repledge the collateral.

Note 14:   Guarantees, Pledged Assets and Collateral  (continued)

Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements

The table below presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). We account for transactions subject to these agreements as collateralized financings and those with a single counterparty are presented net on our balance sheet, provided certain criteria are met that permit balance sheet netting. Most transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.

Collateral we pledged consists of non-cash instruments, such as securities or loans, and is not netted on the balance sheet against the related collateralized liability. Collateral we received includes securities or loans and is not recognized on our balance sheet. Collateral received or pledged may be increased or decreased over time to maintain certain contractual thresholds as the assets underlying each arrangement fluctuate in value. Generally, these agreements require collateral to exceed the asset or liability recognized on the balance sheet. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs or MSLAs. While these agreements are typically over-collateralized, U.S. GAAP requires disclosure in this table to limit the amount of such collateral to the amount of the related recognized asset or liability for  each counterparty.

In addition to the amounts included in the table below, we also have balance sheet netting related to derivatives that is disclosed within Note 16.

		Dec. 31,	Dec. 31,
(in millions)		2013	2012
Assets:
Resale and securities borrowing agreements
	Gross amounts recognized	$38,635	45,847
	Gross amounts offset in consolidated balance sheet (1)	(2,817)	(2,561)
	Net amounts in consolidated balance sheet (2)	35,818	43,286
	Noncash collateral not recognized in consolidated balance sheet (3)	(35,768)	(42,920)
	Net amount (4)	$50	366
Liabilities:
Repurchase and securities lending agreements
	Gross amounts recognized	$38,032	35,876
	Gross amounts offset in consolidated balance sheet (1)	(2,817)	(2,561)
	Net amounts in consolidated balance sheet (5)	35,215	33,315
	Noncash collateral pledged but not netted in consolidated balance sheet (6)	(34,770)	(33,050)
	Net amount (7)	$445	265

(1)	Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs or MSLAs that have been offset in the consolidated balance sheet.
(2)

At December 31, 2013 and December 31, 2012, includes $25.7 billion and $33.8 billion, respectively, classified on our consolidated balance sheet in Federal funds sold, securities purchased under resale agreements and other short-term investments and $10.1 billion and $9.5 billion, respectively, in Loans.

(3)

Represents the fair value of non-cash collateral we have received under enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized asset due from each counterparty. At December 31, 2013 and December 31, 2012, we have received total collateral with a fair value of $43.3 billion and $46.6 billion, respectively, all of which, we have the right to sell or repledge. These amounts include securities we have sold or repledged to others with a fair value of $23.8 billion at December 31, 2013 and $29.7 billion at December 31, 2012.

(4)	Represents the amount of our exposure that is not collateralized and/or is not subject to an enforceable MRA or MSLA.
(5)	Amount is classified in Short-term borrowings on our consolidated balance sheet.
(6)

Represents the fair value of non-cash collateral we have pledged, related to enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized liability owed to each counterparty. At December 31, 2013 and December 31, 2012, we have pledged total collateral with a fair value of $39.0 billion and $36.4 billion, respectively, of which, the counterparty does not have the right to sell or repledge $10.0 billion as of December 31, 2013 and $9.1 billion as of December 31, 2012.

(7)	Represents the amount of our exposure that is not covered by pledged collateral and/or is not subject to an enforceable MRA or MSLA.

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

FHA INSURANCE LITIGATION  On October 9, 2012, the United States filed a complaint, captioned United States of America v. Wells Fargo Bank, N.A., in the U.S. District Court for the Southern District of New York. The complaint makes claims with respect to Wells Fargo’s Federal Housing Administration (FHA) lending program for the period 2001 to 2010. The complaint alleges, among other allegations, that Wells Fargo improperly certified certain FHA mortgage loans for United States Department of Housing and Urban Development (HUD) insurance that did not qualify for the program, and therefore Wells Fargo should not have received insurance proceeds from HUD when some of the loans later defaulted. The complaint further alleges Wells Fargo knew some of the mortgages did not qualify for insurance and did not disclose the deficiencies to HUD before making insurance claims. On December 1, 2012, Wells Fargo filed a motion in the U.S. District Court for the District of Columbia seeking to enforce a release of Wells Fargo given by the United States, which was denied on February 12, 2013. On April 11, 2013, Wells Fargo appealed the decision to the U.S. Court of Appeals for the District of Columbia Circuit, with appellate briefing completed on November 26, 2013. On December 14, 2012, the United States filed an amended complaint. On January 16, 2013, Wells Fargo filed a motion in the Southern District of New York to dismiss the amended complaint. On September 24, 2013, the Court entered an order denying the motion with respect to the government’s federal statutory claims and granting in part, and denying in part, the motion with respect to the government’s common law claims. On January 10, 2014, the United States filed a second amended complaint.

INTERCHANGE LITIGATION  Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation are named as defendants, separately or in combination, in putative class actions filed on behalf of a plaintiff class of merchants and in individual actions brought by individual merchants with regard to the interchange fees associated with Visa and MasterCard payment card transactions. These actions have been consolidated in the U.S. District Court for the Eastern District of New York. Visa, MasterCard and several banks and bank holding companies are named as defendants in various of these actions. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation. On July 13, 2012, Visa, MasterCard and the financial institution defendants, including Wells Fargo, signed a memorandum of understanding with plaintiff merchants to resolve the consolidated class actions and reached a separate settlement in principle of the consolidated individual actions. The proposed settlement payments by all defendants in the consolidated class and individual actions total approximately $6.6 billion. The class settlement also provides for the distribution to class merchants of 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. The Court granted final approval of the settlement, which is proceeding. Merchants have filed several “opt-out” actions.

MARYLAND MORTGAGE LENDING LITIGATION  On December 26, 2007, a class action complaint captioned Denise Minter, et al., v. Wells Fargo Bank, N.A., et al., was filed in the U.S. District Court for the District of Maryland. The complaint alleges that Wells Fargo and others violated provisions of the Real Estate Settlement Procedures Act and other laws by conducting mortgage lending business improperly through a general partnership, Prosperity Mortgage Company. The complaint asserts that Prosperity Mortgage Company was not a legitimate affiliated business and instead operated to conceal Wells Fargo Bank, N.A.’s role in the loans at issue. A plaintiff class of borrowers who received a mortgage loan from Prosperity Mortgage Company that was funded by Prosperity Mortgage Company’s line of credit with Wells Fargo Bank, N.A. from 1993 to May 31, 2012, had been certified. Prior to trial, the Court narrowed the class action to borrowers who were referred to Prosperity Mortgage Company by Wells Fargo’s partner and whose loans were transferred to Wells Fargo Bank, N.A. from 1993 to May 31, 2012. On May 6, 2013, the case went to trial. On June 6, 2013, the jury returned a verdict in favor of all defendants, including Wells Fargo. The plaintiffs have appealed.

On July 8, 2008, a class action complaint captioned Stacey and Bradley Petry, et al., v. Wells Fargo Bank, N.A., et al., was filed. The complaint alleges that Wells Fargo and others violated the Maryland Finder’s Fee Act in the closing of mortgage loans in Maryland. On March 13, 2013, the Court held the plaintiff class did not have sufficient evidence to proceed to trial, which was previously set for March 18, 2013. On June 20, 2013, the Court entered judgment in favor of the defendants. The plaintiffs have appealed.

MORTGAGE RELATED REGULATORY INVESTIGATIONS  Government agencies continue investigations or examinations of certain mortgage related practices of Wells Fargo and predecessor institutions. Wells Fargo, for itself and for predecessor institutions, has

Note 15:   Legal Actions  (continued)

responded, and continues to respond, to requests from government agencies seeking information regarding the origination, underwriting and securitization of residential mortgages, including sub-prime mortgages.

ORDER OF POSTING LITIGATION  A series of putative class actions have been filed against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the high to low order in which the banks post debit card transactions to consumer deposit accounts. There are currently several such cases pending against Wells Fargo Bank (including the Wachovia Bank cases to which Wells Fargo succeeded), most of which have been consolidated in multi-district litigation proceedings in the U.S. District Court for the Southern District of Florida. The bank defendants moved to compel these cases to arbitration under recent Supreme Court authority. On November 22, 2011, the Judge denied the motion. The bank defendants appealed the decision to the U.S. Court of Appeals for the Eleventh Circuit. On October 26, 2012, the Eleventh Circuit affirmed the District Court’s denial of the motion. Wells Fargo renewed its motion to compel arbitration with respect to the unnamed putative class members. On April 8, 2013, the District Court denied the motion. Wells Fargo has appealed the decision to the Eleventh Circuit.

On August 10, 2010, the U.S. District Court for the Northern District of California issued an order in Gutierrez v. Wells Fargo Bank, N.A., a case that was not consolidated in the multi-district proceedings, enjoining the bank’s use of the high to low posting method for debit card transactions with respect to the plaintiff class of California depositors, directing the bank to establish a different posting methodology and ordering remediation of approximately $203 million. On October 26, 2010, a final judgment was entered in Gutierrez. On October 28, 2010, Wells Fargo appealed to the U.S. Court of Appeals for the Ninth Circuit. On December 26, 2012, the Ninth Circuit reversed the order requiring Wells Fargo to change its order of posting and vacated the portion of the order granting remediation of approximately $203 million on the grounds of federal preemption. The Ninth Circuit affirmed the District Court’s finding that Wells Fargo violated a California state law prohibition on fraudulent representations and remanded the case to the District Court for further proceedings. On August 5, 2013, the District Court entered a judgment against Wells Fargo in the approximate amount of $203 million, together with post-judgment interest thereon from October 25, 2010, and, effective as of July 15, 2013, enjoined Wells Fargo from making or disseminating additional misrepresentations about its order of posting of transactions. On August 7, 2013, Wells Fargo appealed the judgment to the Ninth Circuit.

SECURITIES LENDING LITIGATION  Wells Fargo Bank, N.A. is involved in five separate pending actions brought by securities lending customers of Wells Fargo and Wachovia Bank in various courts. In general, each of the cases alleges that Wells Fargo violated fiduciary and contractual duties by investing collateral for loaned securities in investments that suffered losses. One of the cases, filed on March 27, 2012, is composed of a class of Wells Fargo securities lending customers in a case captioned City of Farmington Hills Employees Retirement System v. Wells Fargo Bank, N.A. The class action is pending in the U.S. District Court for the District of Minnesota.

OUTLOOK  When establishing a liability for contingent litigation losses, the Company determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. The high end of the range of reasonably possible potential litigation losses in excess of the Company’s liability for probable and estimable losses was $951 million as of December 31, 2013. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there may be a range of possible losses in excess of the established liability that cannot be estimated. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Note 16:  Derivatives

We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. We designate derivatives either as hedging instruments in a qualifying hedge accounting relationship (fair value or cash flow hedge) or as free-standing derivatives. Free-standing derivatives include economic hedges that do not qualify for hedge accounting and derivatives held for customer accommodation or other trading purposes.

Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedges. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market value volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures do not have a significantly adverse effect on the net interest margin, cash flows and earnings. As a result of fluctuations in these exposures, hedged assets and liabilities will gain or lose market value. In a fair value or economic hedge, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the unrealized gain or loss on the derivatives or the hedged asset or liability is generally reflected in other comprehensive income and not in earnings.

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

	December 31, 2013			December 31, 2012
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives
Derivatives designated as hedging instruments
Interest rate contracts (1)	$100,412	4,315	2,528	92,004	7,284	2,696
Foreign exchange contracts	26,483	1,091	847	27,382	1,808	274
Total derivatives designated as
qualifying hedging instruments		5,406	3,375		9,092	2,970
Derivatives not designated as hedging instruments
Free-standing derivatives (economic hedges):
Interest rate contracts (2)	220,577	595	897	334,555	450	694
Equity contracts	3,273	349	206	75	-	50
Foreign exchange contracts	10,064	21	35	3,074	3	64
Credit contracts - protection purchased	-	-	-	16	-	-
Other derivatives	2,160	13	16	2,296	-	78
Subtotal		978	1,154		453	886
Customer accommodation, trading and other
free-standing derivatives:
Interest rate contracts	4,030,068	50,936	53,113	2,774,783	63,617	65,305
Commodity contracts	96,889	2,673	2,603	90,732	3,456	3,590
Equity contracts	96,379	7,475	7,588	71,958	3,783	4,114
Foreign exchange contracts	164,160	3,731	3,626	166,061	3,713	3,241
Credit contracts - protection sold	19,501	354	1,532	26,455	315	2,623
Credit contracts - protection purchased	23,314	1,147	368	29,021	1,495	329
Subtotal		66,316	68,830		76,379	79,202
Total derivatives not designated as hedging instruments		67,294	69,984		76,832	80,088
Total derivatives before netting		72,700	73,359		85,924	83,058
Netting (3)		(56,894)	(63,739)		(62,108)	(71,116)
Total		$15,806	9,620		23,816	11,942

(1)  Notional amounts presented exclude $1.9 billion at December 31, 2013, and $4.7 billion at December 31, 2012, of certain derivatives that are combined for designation as a hedge on a single instrument.

(2)  Includes free-standing derivatives (economic hedges) used to hedge the risk of changes in the fair value of residential MSRs, MHFS, loans, derivative loan commitments and other interests held.

(3)  Represents balance sheet netting of derivative asset and liability balances, and related cash collateral. See the next table in this Note for further information.

The following table provides information on the gross fair values of derivative assets and liabilities, the balance sheet netting adjustments and the resulting net fair value amount recorded on our balance sheet, as well as the non-cash collateral associated with such arrangements. We execute substantially all of our derivative transactions under master netting arrangements. We reflect all derivative balances and related cash collateral subject to enforceable master netting arrangements on a net basis within the balance sheet. The “Gross amounts recognized” column in the following table include $59.8 billion and $66.1 billion of gross derivative assets and liabilities, respectively, at December 31, 2013, and $68.9 billion and $75.8 billion, respectively, at December 31, 2012, with counterparties subject to enforceable master netting arrangements that are carried on the balance sheet net of offsetting amounts. The remaining gross derivative assets and liabilities of $12.9 billion and $7.3 billion, respectively, at December 31, 2013 and $17.0 billion and $7.3 billion, respectively, at December 31, 2012, include those with counterparties subject to master netting arrangements for which we have not assessed the enforceability because they are with counterparties where we do not currently have positions to offset, those subject to master netting arrangements where we have not been able to confirm the enforceability and those not subject to master netting arrangements. As such,we do not net derivative balances or collateral within the balance sheet for these counterparties.

We determine the balance sheet netting adjustments based on the terms specified within each master netting arrangement. We disclose the balance sheet netting amounts within the column titled “Gross amounts offset in consolidated balance sheet.” Balance sheet netting adjustments are determined at the counterparty level for which there

Note 16:   Derivatives  (continued)

may be multiple contract types. For disclosure purposes, we allocate these adjustments to the contract type for each counterparty proportionally based upon the “Gross amounts recognized” by counterparty. As a result, the net amounts disclosed by contract type may not represent the actual exposure upon settlement of the contracts.

Balance sheet netting does not include non-cash collateral that we pledge.  For disclosure purposes, we present these amounts in the column titled “Gross amounts not offset in consolidated balance sheet (Disclosure-only netting)” within the  table. We determine and allocate the Disclosure-only netting amounts in the same manner as balance sheet netting amounts.

The “Net amounts” column within the following table represents the aggregate of our net exposure to each counterparty after considering the balance sheet and Disclosure-only netting adjustments. We manage derivative exposure by monitoring the credit risk associated with each counterparty using counterparty specific credit risk limits, using master netting arrangements and obtaining collateral. Derivative contracts executed in over-the-counter markets include bilateral contractual arrangements that are not cleared through a central clearing organization but are typically subject to master netting arrangements. The percentage of our bilateral derivative transactions outstanding at period end in such markets, based on gross fair value, is provided within the following table. Other derivative contracts executed in over-the-counter or exchange-traded markets are settled through a central clearing organization and are excluded from this percentage. In addition to the netting amounts included in the table, we also have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 14.

				Gross amounts
		Gross amounts		not offset in
		offset in	Net amounts in	consolidated		Percent
	Gross	consolidated	consolidated	balance sheet		exchanged in
	amounts	balance	balance	(Disclosure-only	Net	over-the-counter
(in millions)	recognized	sheet (1)	sheet (2)	netting) (3)	amounts	market (4)
December 31, 2013
Derivative assets
Interest rate contracts	$55,846	(48,271)	7,575	(1,101)	6,474	65%
Commodity contracts	2,673	(659)	2,014	(72)	1,942	52
Equity contracts	7,824	(3,254)	4,570	(239)	4,331	81
Foreign exchange contracts	4,843	(3,567)	1,276	(9)	1,267	100
Credit contracts-protection sold	354	(302)	52	-	52	92
Credit contracts-protection purchased	1,147	(841)	306	(33)	273	100
Other contracts	13	-	13	-	13	100
Total derivative assets	$72,700	(56,894)	15,806	(1,454)	14,352
Derivative liabilities
Interest rate contracts	$56,538	(53,902)	2,636	(482)	2,154	66%
Commodity contracts	2,603	(952)	1,651	(11)	1,640	73
Equity contracts	7,794	(3,502)	4,292	(124)	4,168	94
Foreign exchange contracts	4,508	(3,652)	856	-	856	100
Credit contracts-protection sold	1,532	(1,432)	100	-	100	100
Credit contracts-protection purchased	368	(299)	69	-	69	89
Other contracts	16	-	16	-	16	100
Total derivative liabilities	$73,359	(63,739)	9,620	(617)	9,003
December 31, 2012
Derivative assets
Interest rate contracts	$71,351	(53,708)	17,643	(2,692)	14,951	94%
Commodity contracts	3,456	(1,080)	2,376	(27)	2,349	48
Equity contracts	3,783	(2,428)	1,355	-	1,355	89
Foreign exchange contracts	5,524	(3,449)	2,075	(105)	1,970	100
Credit contracts-protection sold	315	(296)	19	(4)	15	100
Credit contracts-protection purchased	1,495	(1,147)	348	(56)	292	100
Total derivative assets	$85,924	(62,108)	23,816	(2,884)	20,932
Derivative liabilities
Interest rate contracts	$68,695	(62,559)	6,136	(287)	5,849	92%
Commodity contracts	3,590	(1,394)	2,196	-	2,196	79
Equity contracts	4,164	(2,618)	1,546	-	1,546	95
Foreign exchange contracts	3,579	(1,804)	1,775	(55)	1,720	100
Credit contracts-protection sold	2,623	(2,450)	173	-	173	100
Credit contracts-protection purchased	329	(291)	38	-	38	100
Other contracts	78	-	78	-	78	100
Total derivative liabilities	$83,058	(71,116)	11,942	(342)	11,600

(1)

Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in the consolidated balance sheet, including related cash collateral and portfolio level counterparty valuation adjustments. Counterparty valuation adjustments were $236 million and $352 million related to derivative assets and $67 million and $68 million related to derivative liabilities as of December 31, 2013 and 2012, respectively. Cash collateral totaled $4.3 billion and $11.3 billion, netted against derivative assets and liabilities, respectively, at December 31, 2013, and $5.0 billion and $14.5 billion, respectively, at December 31, 2012.

(2)

Net derivative assets of $14.4 billion and $18.3 billion are classified in Trading assets as of December 31, 2013 and 2012, respectively. $1.4 billion and $5.5 billion are classified in Other assets in the consolidated balance sheet as of December 31, 2013 and 2012, respectively. Net derivative liabilities are classified in Accrued expenses and other liabilities in the consolidated balance sheet.

(3)

Represents non-cash collateral pledged and received against derivative assets and liabilities with the same counterparty that are subject to enforceable master netting arrangements. U.S. GAAP does not permit netting of such non-cash collateral balances in the consolidated balance sheet but requires disclosure of these amounts.

(4)

Represents derivatives executed in over-the-counter markets not settled through a central clearing organization. Over-the-counter percentages are calculated based on Gross amounts recognized as of the respective balance sheet date. The remaining percentage represents derivatives settled through a central clearing organization, which are executed in either over-the-counter or exchange-traded markets.

Note 16:   Derivatives  (continued)

Fair Value Hedges

We use interest rate swaps to convert certain of our fixed-rate long-term debt to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. We also use interest rate swaps to hedge against changes in fair value for certain mortgages held for sale. The entire derivative gain or loss is included in the assessment of hedge effectiveness for all fair value hedge relationships, except for those involving foreign-currency denominated available-for-sale securities and long-term debt hedged with foreign currency forward derivatives for which the time value component of the derivative gain or loss related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness.

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

The following table shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships.

	Interest rate			Foreign exchange		Total net
	contracts hedging:			contracts hedging:		gains
						(losses)
	Available-	Mortgages	Long-	Available-	Long-	on fair
	for-sale	held	term	for-sale	term	value
(in millions)	securities	for sale	debt	securities	debt	hedges

Year ended December 31, 2013
Net interest income (expense) recognized on derivatives	$(584)	(11)	1,632	(8)	280	1,309

Gains (losses) recorded in noninterest income
Recognized on derivatives	1,889	47	(3,767)	(49)	(847)	(2,727)
Recognized on hedged item	(1,874)	(57)	3,521	49	722	2,361
Net recognized on fair value hedges (ineffective portion) (1)	$15	(10)	(246)	-	(125)	(366)

Year ended December 31, 2012
Net interest income (expense) recognized on derivatives	$(457)	(4)	1,685	(5)	248	1,467

Gains (losses) recorded in noninterest income
Recognized on derivatives	(22)	(15)	(179)	39	567	390
Recognized on hedged item	17	6	233	(3)	(610)	(357)
Net recognized on fair value hedges (ineffective portion) (1)	$(5)	(9)	54	36	(43)	33

Year ended December 31, 2011
Net interest income (expense) recognized on derivatives	$(451)	-	1,659	(11)	376	1,573

Gains (losses) recorded in noninterest income
Recognized on derivatives	(1,298)	(21)	2,796	168	512	2,157
Recognized on hedged item	1,232	17	(2,616)	(186)	(445)	(1,998)
Net recognized on fair value hedges (ineffective portion) (1)	$(66)	(4)	180	(18)	67	159

(1)  Included $(5) million, $(9) million and $53 million, respectively, for years ended December 31, 2013, 2012, and 2011 of the time value component recognized as net interest income (expense) on forward derivatives hedging foreign currency available-for-sale  securities and long-term debt that were excluded from the assessment of hedge effectiveness.

Cash Flow Hedges

We hedge floating-rate debt against future interest rate increases by using interest rate swaps, caps, floors and futures to limit variability of cash flows due to changes in the benchmark interest rate. We also use interest rate swaps and floors to hedge the variability in interest payments received on certain floating-rate commercial loans, due to changes in the benchmark interest rate. Gains and losses on derivatives that are reclassified from OCI to interest income, interest expense, noninterest income and noninterest expense in the current period are included in the line item in which the hedged item’s effect on earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.

Based upon current interest rates, we estimate that $212 million (pre tax) of deferred net gains on derivatives in OCI at December 31, 2013, will be reclassified into net interest income during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 7 years for both hedges of floating-rate debt and floating-rate commercial loans.

The following table shows the net gains (losses) recognized related to derivatives in cash flow hedging relationships.

	Year ended December 31,
(in millions)	2013	2012	2011
Gains (losses) (pre tax) recognized in OCI on derivatives	$(32)	52	190
Gains (pre tax) reclassified from cumulative OCI into net income (1)	296	388	571
Gains (losses) (pre tax) recognized in noninterest income for hedge ineffectiveness (2)	1	(1)	(5)

(1)    See Note 23 for detail on components of net income.

(2)    None of the change in value of the derivatives was excluded from the assessment of hedge effectiveness.

Free-Standing Derivatives

We use free-standing derivatives (economic hedges) to hedge the risk of changes in the fair value of certain residential MHFS, certain loans held for investment, residential MSRs measured at fair value, derivative loan commitments and other interests held. The resulting gain or loss on these economic hedges is reflected in mortgage banking noninterest income, net gains (losses) from equity investments and other noninterest income.

The derivatives used to hedge MSRs measured at fair value, which include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative losses of $2.9 billion in 2013 and net derivative gains of $3.6 billion and $5.2 billion in 2012 and 2011, respectively which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net liability  of $531 million  at December 31, 2013 and a net asset of $87 million at December 31, 2012. The change in fair value of these derivatives for each period end is due to changes in the underlying market indices and interest rates as well as the purchase and sale of derivative financial instruments throughout the period as part of our dynamic MSR risk management process.

Interest rate lock commitments for residential mortgage loans that we intend to sell are considered free-standing derivatives. Our interest rate exposure on these derivative loan commitments, as well as substantially all residential MHFS, is hedged with free-standing derivatives (economic hedges) such as swaps, forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The commitments, free-standing derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments on the balance sheet was a net liability of $26 million and a net asset of $497 million at December 31, 2013 and December 31, 2012, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other free-standing derivatives” in the first table in this Note.

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

Note 16:   Derivatives  (continued)

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

The following table shows the net gains recognized in the income statement related to derivatives not designated as hedging instruments.

	Year ended December 31,
(in millions)	2013	2012	2011
Net gains (losses) recognized on free-standing derivatives (economic hedges):
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (1)	$1,412	(1,882)	246
Other (2)	119	2	(157)
Equity contracts (3)	(317)	4	(5)
Foreign exchange contracts (2)	24	(53)	70
Credit contracts (2)	(6)	(15)	(18)
Subtotal	1,232	(1,944)	136
Net gains (losses) recognized on customer accommodation, trading and other free-standing derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (4)	(561)	7,222	3,594
Other (5)	743	589	298
Commodity contracts (5)	324	(14)	124
Equity contracts (5)	(622)	(234)	769
Foreign exchange contracts (5)	746	501	698
Credit contracts (5)	(53)	(54)	(200)
Other (5)	-	-	(5)
Subtotal	577	8,010	5,278
Net gains recognized related to derivatives not designated as hedging instruments	$1,809	6,066	5,414

(1)  Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.

(2)  Predominantly included in other noninterest income.

(3)  Predominantly included in net gains (losses) from equity investments.

(4)  Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.

(5)  Predominantly included in net gains from trading activities in noninterest income.

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

The following table provides details of sold and purchased credit derivatives.

		Notional amount
			Protection	Protection
			sold -	purchased	Net
			non-	with	protection	Other
	Fair value	Protection	investment	identical	sold	protection	Range of
(in millions)	liability	sold (A)	grade	underlyings (B)	(A) - (B)	purchased	maturities
December 31, 2013
Credit default swaps on:
Corporate bonds	$48	10,947	5,237	6,493	4,454	5,557	2014-2021
Structured products	1,091	1,553	1,245	894	659	389	2016-2052
Credit protection on:
Default swap index	-	3,270	388	2,471	799	898	2014-2018
Commercial mortgage-
backed securities index	344	1,106	1,106	535	571	535	2049-2052
Asset-backed securities index	48	55	55	1	54	87	2045-2046
Other	1	2,570	2,570	3	2,567	5,451	2014-2025
Total credit derivatives	$1,532	19,501	10,601	10,397	9,104	12,917

December 31, 2012
Credit default swaps on:
Corporate bonds	$240	15,845	8,448	9,636	6,209	7,701	2013-2021
Structured products	1,787	2,433	2,039	948	1,485	393	2016-2056
Credit protection on:
Default swap index	4	3,520	348	3,444	76	616	2013-2017
Commercial mortgage-backed securities index	531	1,249	861	790	459	524	2049-2052
Asset-backed securities index	57	64	64	6	58	92	2037-2046
Other	4	3,344	3,344	106	3,238	4,655	2013-2056
Total credit derivatives	$2,623	26,455	15,104	14,930	11,525	13,981

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

Note 16:   Derivatives  (continued)

Credit-Risk Contingent Features

Certain of our derivative contracts contain provisions whereby if the credit rating of our debt were to be downgraded by certain major credit rating agencies, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $14.3 billion at December 31, 2013, and $16.2 billion at December 31, 2012, respectively, for which we posted $12.2 billion and $14.3 billion, respectively, in collateral in the normal course of business. If the credit rating of our debt had been downgraded below investment grade, which is the credit-risk-related contingent feature that if triggered requires the maximum amount of collateral to be posted, on December 31, 2013, or December 31, 2012, we would have been required to post additional collateral of $2.5 billion or $1.9 billion, respectively, or potentially settle the contract in an amount equal to its fair value.

Counterparty Credit Risk

By using derivatives, we are exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to legally enforceable master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent the master netting arrangements and other criteria meet the applicable requirements, including determining the legal enforceability of the arrangement, it is our policy to present derivative balances and related cash collateral amounts net on the balance sheet. We incorporate credit valuation adjustments (CVA) to reflect counterparty credit risk in determining the fair value of our derivatives. Such adjustments, which consider the effects of enforceable master netting agreements and collateral arrangements, reflect market-based views of the credit quality of each counterparty. Our CVA calculation is determined based on observed credit spreads in the credit default swap market and indices indicative of the credit quality of the counterparties to our derivatives.

Note 17:  Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Assets and liabilities recorded at fair value on a recurring basis are presented in the recurring table in this Note. From time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain residential and commercial MHFS, certain LHFS, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Following are discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring or nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.

Fair Value Hierarchy

We group our assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

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

In the determination of the classification of financial instruments in Level 2 or Level 3 of the fair value hierarchy, we consider all available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. Based upon the specific facts and circumstances of each instrument or instrument category, we make judgments regarding the significance of the Level 3 inputs to the instruments' fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.

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

Trading assets (excluding derivatives) and INVESTMENT SECURITIES   Trading assets and available-for-sale securities are recorded at fair value on a recurring basis. Other investment securities classified as held-to-maturity are subject to impairment and fair value measurement in the event fair value declines below amortized cost and we do not expect to recover the entire amortized cost basis of the debt security. Fair value measurement is based upon various sources of market pricing. We use quoted prices in active markets, where available, and classify such instruments within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities, such as U.S. Treasuries. When instruments are traded in secondary markets and quoted market prices do not exist for such securities, we generally rely on internal valuation techniques or on prices obtained from third-party pricing services or brokers (collectively, vendors) or combination thereof, and accordingly, we classify these instruments as Level 2 or 3.

Trading securities are mostly valued using internal trader prices that are subject to price verification procedures performed by separate internal personnel. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from third-party vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by the vendors in order to determine if observable market information is being used versus unobservable inputs. When evaluating the appropriateness of an internal trader price compared with vendor prices, considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however valuing financial instruments involves judgments acquired from knowledge of a particular market. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management.

Similarly, while investment securities traded in secondary markets are typically valued using unadjusted vendor prices or vendor prices adjusted by weighting them with internal discounted cash flow techniques, these prices are reviewed and, if deemed inappropriate by a trader who has the most knowledge of a particular market, can be adjusted. Securities measured with these internal valuation techniques are generally classified as Level 2 of the hierarchy and often involve using quoted market prices for similar securities, pricing models, discounted cash flow analyses using significant inputs observable in the market where available or a combination of multiple valuation techniques. Examples include certain residential and commercial MBS, municipal bonds, U.S. government and agency MBS, and corporate debt securities.

Security fair value measurements using significant inputs that are unobservable in the market due to limited activity or a less liquid market are classified as Level 3 in the fair value hierarchy. Such measurements include securities valued using internal models or a combination of multiple valuation techniques, such as weighting of internal models and vendor or broker pricing, where the unobservable inputs are significant to the overall fair value measurement. Securities classified as Level 3 include certain residential and commercial MBS, other asset-backed securities, CDOs and certain CLOs, and certain residual and retained interests in residential mortgage loan securitizations. We value CDOs using the prices of similar instruments, the pricing of completed or pending third party transactions or the pricing of the underlying collateral within the CDO. Where vendor or

Note 17:   Fair Values of Assets and Liabilities  (continued)

broker prices are not readily available, we use management's best estimate.

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

Loans  For information on how we report the carrying value of loans, including PCI loans, see Note 1. Although most loans are not recorded at fair value on a recurring basis, reverse mortgages are recorded at fair value on a recurring basis. In addition, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.

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

Loan commitments, standby letters of credit and commercial and similar letters of credit generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record an allowance. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance. Certain letters of credit that are hedged with derivative instruments are carried at fair value in trading assets or liabilities. For those letters of credit, fair value is calculated based on readily quotable credit default spreads using a market risk credit default swap model.

Derivatives  Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter (OTC) markets where quoted market prices are not always readily available. Therefore we value most OTC derivatives using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative's value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and certain option and forward contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified as Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, certain credit default swaps, interest rate lock commitments written for our residential mortgage loans that we intend to sell and long dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.

Mortgage servicing rights (MSRs) and certain other interests held in securitizations  MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income cash flows. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment speeds (including housing price volatility), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For other interests held in securitizations (such as interest-only strips), we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Our valuation approach is validated by our internal valuation model validation group. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify them as Level 3.

Foreclosed assets  Foreclosed assets are carried at net realizable value, which represents fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.

Nonmarketable equity investments  We have elected the fair value option for certain nonmarketable equity investments. The remaining nonmarketable equity investments are generally recorded under the cost or equity method of accounting. There are generally restrictions on the sale and/or liquidation of these investments, including federal bank stock. Federal bank stock carrying value approximates fair value. We use facts and circumstances available to estimate the fair value of our nonmarketable equity investments. We typically consider our access to and need for capital (including recent or projected financing activity), qualitative assessments of the viability of the investee, evaluation of the financial statements of the investee and prospects for its future. Public equity investments are valued using quoted market prices and discounts are only applied when there are trading restrictions that are an attribute of the investment. We estimate the fair value of investments in non-public securities using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company's financial performance and specific factors. For investments in private equity funds, we use the NAV provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs.

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

Internal valuation models are subject to review prescribed within our model risk management policies and procedures, which include model validation. The purpose of model validation includes ensuring the model is appropriate for its intended use and the appropriate controls exist to help mitigate risk of invalid valuations. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components, such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose.

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

All internal valuation models are subject to ongoing review by business-unit-level management, and all models are subject to

Note 17:   Fair Values of Assets and Liabilities  (continued)

additional oversight by a corporate-level risk management department. Corporate oversight responsibilities include evaluating adequacy of business unit risk management programs, maintaining company-wide model validation policies and standards and reporting the results of these activities to management and our Corporate Model Risk Committee (CMoR). The CMoR consists of senior executive management and reports on top model risk issues to the Company’s Risk Committee of the Board.

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

•          variance analysis of prices;

•          corroboration of pricing by reference to other independent market data, such as market transactions and relevant benchmark indices;

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

	Brokers			Third party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

December 31, 2013
Trading assets (excluding derivatives)	$-	122	1	1,804	652	3
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	-	-	-	557	5,723	-
Securities of U.S. states and political subdivisions	-	-	-	-	39,257	63
Mortgage-backed securities	-	621	-	-	148,074	180
Other debt securities (1)	-	1,537	722	-	44,681	746
Total debt securities	-	2,158	722	557	237,735	989
Total marketable equity securities	-	-	-	-	630	-
Total available-for-sale securities	-	2,158	722	557	238,365	989
Derivatives (trading and other assets)	-	5	-	-	417	3
Derivatives (liabilities)	-	(12)	-	-	(418)	-
Other liabilities	-	(115)	-	-	(36)	-

December 31, 2012
Trading assets (excluding derivatives)	$-	406	8	1,314	1,016	-
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	-	-	-	915	6,231	-
Securities of U.S. states and political subdivisions	-	-	-	-	35,036	-
Mortgage-backed securities	-	138	4	-	121,703	292
Other debt securities (1)	-	1,516	12,465	-	28,314	149
Total debt securities	-	1,654	12,469	915	191,284	441
Total marketable equity securities	-	3	-	29	774	-
Total available-for-sale securities	-	1,657	12,469	944	192,058	441
Derivatives (trading and other assets)	-	8	-	-	602	-
Derivatives (liabilities)	-	(26)	-	-	(634)	-
Other liabilities	-	(121)	-	-	(104)	-

(1)	Includes corporate debt securities, collateralized loan and other debt obligations, asset-backed securities, and other debt securities.

Note 17:   Fair Values of Assets and Liabilities  (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following two tables present the balances of assets and liabilities recorded at fair value on a recurring basis.

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2013
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$8,301	3,669	-		-		11,970
Securities of U.S. states and political subdivisions	-	2,043	39		-		2,082
Collateralized loan and other debt obligations (1)	-	212	541		-		753
Corporate debt securities	-	7,052	53		-		7,105
Mortgage-backed securities	-	14,608	1		-		14,609
Asset-backed securities	-	487	122		-		609
Equity securities	5,908	87	13		-		6,008
Total trading securities(2)	14,209	28,158	769		-		43,136
Other trading assets	2,694	2,487	54		-		5,235
Total trading assets (excluding derivatives)	16,903	30,645	823		-		48,371
Securities of U.S. Treasury and federal agencies	557	5,723	-		-		6,280
Securities of U.S. states and political subdivisions	-	39,322	3,214	(3)	-		42,536
Mortgage-backed securities:
Federal agencies	-	117,591	-		-		117,591
Residential	-	12,389	64		-		12,453
Commercial	-	18,609	138		-		18,747
Total mortgage-backed securities	-	148,589	202		-		148,791
Corporate debt securities	113	20,833	281		-		21,227
Collateralized loan and other debt obligations(4)	-	18,739	1,420	(3)	-		20,159
Asset-backed securities:
Auto loans and leases	-	21	492	(3)	-		513
Home equity loans	-	843	-		-		843
Other asset-backed securities	-	6,577	1,657	(3)	-		8,234
Total asset-backed securities	-	7,441	2,149		-		9,590
Other debt securities	-	39	-		-		39
Total debt securities	670	240,686	7,266		-		248,622
Marketable equity securities:
Perpetual preferred securities (5)	508	628	729	(3)	-		1,865
Other marketable equity securities	1,511	9	-		-		1,520
Total marketable equity securities	2,019	637	729		-		3,385
Total available-for-sale securities	2,689	241,323	7,995		-		252,007
Mortgages held for sale	-	11,505	2,374		-		13,879
Loans held for sale	-	1	-		-		1
Loans	-	272	5,723		-		5,995
Mortgage servicing rights (residential)	-	-	15,580		-		15,580
Derivative assets:
Interest rate contracts	36	55,466	344		-		55,846
Commodity contracts	-	2,667	6		-		2,673
Equity contracts	1,522	4,221	2,081		-		7,824
Foreign exchange contracts	44	4,789	10		-		4,843
Credit contracts	-	782	719		-		1,501
Other derivative contracts	-	-	13		-		13
Netting	-	-	-		(56,894)	(6)	(56,894)
Total derivative assets (7)	1,602	67,925	3,173		(56,894)		15,806
Other assets	-	-	1,503		-		1,503
Total assets recorded at fair value	$21,194	351,671	37,171		(56,894)		353,142
Derivative liabilities:
Interest rate contracts	$(26)	(56,128)	(384)		-		(56,538)
Commodity contracts	-	(2,587)	(16)		-		(2,603)
Equity contracts	(449)	(5,218)	(2,127)		-		(7,794)
Foreign exchange contracts	(75)	(4,432)	(1)		-		(4,508)
Credit contracts	-	(806)	(1,094)		-		(1,900)
Other derivative contracts	-	-	(16)		-		(16)
Netting	-	-	-		63,739	(6)	63,739
Total derivative liabilities (7)	(550)	(69,171)	(3,638)		63,739		(9,620)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(4,311)	(2,063)	-		-		(6,374)
Securities of U.S. states and political subdivisions	-	(24)	-		-		(24)
Corporate debt securities	-	(4,683)	-		-		(4,683)
Equity securities	(1,788)	(48)	-		-		(1,836)
Other securities	-	(95)	-		-		(95)
Total short sale liabilities	(6,099)	(6,913)	-		-		(13,012)
Other liabilities (excluding derivatives)	-	-	(39)		-		(39)
Total liabilities recorded at fair value	$(6,649)	(76,084)	(3,677)		63,739		(22,671)

(1)  Includes collateralized debt obligations of $2 million.

(2)  Net gains from trading activities recognized in the income statement for the year ended December 31, 2013 include $(29) million in net unrealized losses on trading securities held at December 31, 2013.

(3)  Balances consist of securities that are mostly investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)  Includes collateralized debt obligations of $693 million.

(5)  Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 for additional information.

(6)  Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 for additional information.

(7)  Derivative assets and derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets and trading liabilities, respectively.

(continued on following page)

(continued from previous page)

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2012
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$5,104	3,774	-		-		8,878
Securities of U.S. states and political subdivisions	-	1,587	46		-		1,633
Collateralized loan and other debt obligations (1)	-	-	742		-		742
Corporate debt securities	-	6,664	52		-		6,716
Mortgage-backed securities	-	13,380	6		-		13,386
Asset-backed securities	-	722	138		-		860
Equity securities	3,481	356	3		-		3,840
Total trading securities(2)	8,585	26,483	987		-		36,055
Other trading assets	2,150	887	76		-		3,113
Total trading assets (excluding derivatives)	10,735	27,370	1,063		-		39,168
Securities of U.S. Treasury and federal agencies	915	6,231	-		-		7,146
Securities of U.S. states and political subdivisions	-	35,045	3,631	(3)	-		38,676
Mortgage-backed securities:
Federal agencies	-	97,285	-		-		97,285
Residential	-	15,837	94		-		15,931
Commercial	-	19,765	203		-		19,968
Total mortgage-backed securities	-	132,887	297		-		133,184
Corporate debt securities	125	20,934	274		-		21,333
Collateralized loan and other debt obligations (4)	-	-	13,188	(3)	-		13,188
Asset-backed securities:
Auto loans and leases	-	7	5,921	(3)	-		5,928
Home equity loans	-	867	51		-		918
Other asset-backed securities	-	7,828	3,283	(3)	-		11,111
Total asset-backed securities	-	8,702	9,255		-		17,957
Other debt securities	-	930	-		-		930
Total debt securities	1,040	204,729	26,645		-		232,414
Marketable equity securities:
Perpetual preferred securities (5)	629	753	794	(3)	-		2,176
Other marketable equity securities	554	55	-		-		609
Total marketable equity securities	1,183	808	794		-		2,785
Total available-for-sale securities	2,223	205,537	27,439		-		235,199
Mortgages held for sale	-	39,055	3,250		-		42,305
Loans held for sale	-	6	-		-		6
Loans	-	185	6,021		-		6,206
Mortgage servicing rights (residential)	-	-	11,538		-		11,538
Derivative assets:
Interest rate contracts	16	70,277	1,058		-		71,351
Commodity contracts	-	3,386	70		-		3,456
Equity contracts	432	2,747	604		-		3,783
Foreign exchange contracts	19	5,481	24		-		5,524
Credit contracts	-	1,160	650		-		1,810
Other derivative contracts	-	-	-		-		-
Netting	-	-	-		(62,108)	(6)	(62,108)
Total derivative assets (7)	467	83,051	2,406		(62,108)		23,816
Other assets	136	123	162		-		421
Total assets recorded at fair value	$13,561	355,327	51,879		(62,108)		358,659
Derivative liabilities:
Interest rate contracts	$(52)	(68,244)	(399)		-		(68,695)
Commodity contracts	-	(3,541)	(49)		-		(3,590)
Equity contracts	(199)	(3,239)	(726)		-		(4,164)
Foreign exchange contracts	(23)	(3,553)	(3)		-		(3,579)
Credit contracts	-	(1,152)	(1,800)		-		(2,952)
Other derivative contracts	-	-	(78)		-		(78)
Netting	-	-	-		71,116	(6)	71,116
Total derivative liabilities (7)	(274)	(79,729)	(3,055)		71,116		(11,942)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(4,225)	(875)	-		-		(5,100)
Securities of U.S. states and political subdivisions	-	(9)	-		-		(9)
Corporate debt securities	-	(3,941)	-		-		(3,941)
Equity securities	(1,233)	(35)	-		-		(1,268)
Other securities	-	(47)	-		-		(47)
Total short sale liabilities	(5,458)	(4,907)	-		-		(10,365)
Other liabilities (excluding derivatives)	-	(34)	(49)		-		(83)
Total liabilities recorded at fair value	$(5,732)	(84,670)	(3,104)		71,116		(22,390)

(1)  Includes  collateralized debt obligations of $21 million.

(2)  Net gains from trading activities recognized in the income statement for the year ended December 31, 2012 include $305 million in net unrealized gains on trading securities held at December 31, 2012.

(3)  Balances consist of securities that are predominantly investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)  Includes collateralized debt obligations of $644 million.

(5)  Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 for additional information.

(6)  Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 for additional information.

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

Transfers into and out of Level 1, Level 2, and Level 3 for the periods presented are provided within the following table. The amounts reported as transfers represent the fair value as of the beginning of the quarter in which the transfer occurred.

	Transfers Between Fair Value Levels
	Level 1		Level 2		Level 3 (1)
(in millions)	In	Out	In	Out	In	Out	Total
Year ended December 31, 2013
Trading assets (excluding derivatives) (2)	$-	(242)	535	(56)	52	(289)	-
Available-for-sale securities (2)(3)	17	-	12,830	(117)	100	(12,830)	-
Mortgages held for sale	-	-	343	(336)	336	(343)	-
Loans	-	-	193	-	-	(193)	-
Net derivative assets and liabilities (4)	-	-	(142)	13	(13)	142	-
Short sale liabilities	-	-	-	-	-	-	-
Total transfers	$17	(242)	13,759	(496)	475	(13,513)	-
Year ended December 31, 2012
Trading assets (excluding derivatives)	$23	-	16	(37)	14	(16)	-
Available-for-sale securities (5)	8	-	9,832	(68)	60	(9,832)	-
Mortgages held for sale	-	-	298	(488)	488	(298)	-
Loans (6)	-	-	41	(5,851)	5,851	(41)	-
Net derivative assets and liabilities	-	-	51	8	(8)	(51)	-
Short sale liabilities	-	-	-	-	-	-	-
Total transfers	$31	-	10,238	(6,436)	6,405	(10,238)	-

(1)  All transfers in and out of Level 3 are disclosed within the recurring Level 3 rollforward table in this Note.

(2)  Consists of $231 million of collateralized loan obligations classified as trading assets and $12.5 billion classified as available-for-sale securities that we transferred from Level 3 to Level 2 in 2013 as a result of increased observable market data in the valuation of such instruments.

(3)  Transfers out of available-for-sale securities classified as Level 3 exclude $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

(4)  Consists of net derivative liabilities that were transferred from Level 3 to Level 2 due to increased observable market data. Also includes net derivative liabilities that were transferred from Level 2 to Level 3 due to a decrease in observable market data.

(5)  Includes $9.4 billion of securities of U.S. states and political subdivisions that we transferred from Level 3 to Level 2 as a result of increased observable market data in the valuation of such instruments. This transfer was done in conjunction with a change in our valuation technique from an internal model based upon unobservable inputs to third party vendor pricing based upon market observable data.

(6)  Consists of reverse mortgage loans securitized with GNMA which were accounted for as secured borrowing transactions. We transferred the loans from Level 2 to Level 3 in third quarter 2012 due to decreased market activity and visibility to significant trades of the same or similar products. As a result, we changed our valuation technique from an internal model based on market observable data to an internal discounted cash flow model based on unobservable inputs.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013, are summarized as follows:

								Net unrealized
		Total net gains		Purchases,				gains (losses)
		(losses) included in		sales,				included in
			Other	issuances				income related
	Balance,		compre-	and	Transfers	Transfers	Balance,	to assets and
	beginning	Net	hensive	settlements,	into	out of	end of	liabilities held
(in millions)	of period	income	income	net (1)	Level 3	Level 3	period	at period end	(2)
Year ended December 31, 2013
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$46	3	-	(10)	-	-	39	-
Collateralized loan and other debt obligations	742	67	-	(37)	-	(231)	541	(33)
Corporate debt securities	52	9	-	(1)	13	(20)	53	6
Mortgage-backed securities	6	1	-	9	-	(15)	1	1
Asset-backed securities	138	16	-	(35)	25	(22)	122	15
Equity securities	3	-	-	(3)	13	-	13	-
Total trading securities	987	96	-	(77)	51	(288)	769	(11)
Other trading assets	76	(22)	-	-	1	(1)	54	(8)
Total trading assets
(excluding derivatives)	1,063	74	-	(77)	52	(289)	823	(19)	(3)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	3,631	11	(85)	(182)	53	(214)	3,214	-
Mortgage-backed securities:
Residential	94	17	(1)	(40)	-	(6)	64	-
Commercial	203	(13)	28	(58)	-	(22)	138	(8)
Total mortgage-backed
securities	297	4	27	(98)	-	(28)	202	(8)
Corporate debt securities	274	10	(10)	(13)	23	(3)	281	-
Collateralized loan and other debt obligations	13,188	8	124	625	-	(12,525)	1,420	-
Asset-backed securities:
Auto loans and leases	5,921	(1)	(34)	(1,067)	-	(4,327)	492	-
Home equity loans	51	3	(1)	(5)	-	(48)	-	-
Other asset-backed securities	3,283	27	19	31	24	(1,727)	1,657	(7)
Total asset-backed securities	9,255	29	(16)	(1,041)	24	(6,102)	2,149	(7)	(4)
Total debt securities	26,645	62	40	(709)	100	(18,872)	7,266	(15)	(5)
Marketable equity securities:
Perpetual preferred securities	794	10	(2)	(73)	-	-	729	-
Other marketable equity securities	-	-	-	-	-	-	-	-
Total marketable
equity securities	794	10	(2)	(73)	-	-	729	-	(6)
Total available-for-sale
securities	27,439	72	38	(782)	100	(18,872)	7,995	(15)
Mortgages held for sale	3,250	5	-	(874)	336	(343)	2,374	(74)	(7)
Loans	6,021	(211)	-	106	-	(193)	5,723	(178)	(7)
Mortgage servicing rights (residential) (8)	11,538	1,156	-	2,886	-	-	15,580	3,398	(7)
Net derivative assets and liabilities:
Interest rate contracts	659	(662)	-	(39)	-	2	(40)	(186)
Commodity contracts	21	-	-	(66)	(1)	36	(10)	(19)
Equity contracts	(122)	(151)	-	137	(14)	104	(46)	48
Foreign exchange contracts	21	(15)	-	1	2	-	9	(8)
Credit contracts	(1,150)	(30)	-	805	-	-	(375)	345
Other derivative contracts	(78)	75	-	-	-	-	(3)	-
Total derivative contracts	(649)	(783)	-	838	(13)	142	(465)	180	(9)
Other assets	162	315	-	1,026	-	-	1,503	(2)	(3)
Short sale liabilities	-	-	-	-	-	-	-	-	(3)
Other liabilities (excluding derivatives)	(49)	3	-	7	-	-	(39)	5	(7)

(1)  See next page for detail.

(2)  Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)  Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)  Level 3 transfers out include $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

(5)  Included in net gains (losses) from debt securities in the income statement.

(6)  Included in net gains (losses) from equity investments in the income statement.

(7)  Included in mortgage banking and other noninterest income in the income statement.

(8)  For more information on the changes in mortgage servicing rights, see Note 9.

(9)  Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

Note 17:   Fair Values of Assets and Liabilities  (continued)

(continued from previous page)

The following table presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013.

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2013
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$127	(136)	-	(1)	(10)
Collateralized loan and other debt obligations	1,030	(1,064)	-	(3)	(37)
Corporate debt securities	117	(117)	-	(1)	(1)
Mortgage-backed securities	429	(420)	-	-	9
Asset-backed securities	53	(45)	-	(43)	(35)
Equity securities	-	(3)	-	-	(3)
Total trading securities	1,756	(1,785)	-	(48)	(77)
Other trading assets	-	-	-	-	-
Total trading assets
(excluding derivatives)	1,756	(1,785)	-	(48)	(77)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	-	(69)	648	(761)	(182)
Mortgage-backed securities:
Residential	-	(37)	-	(3)	(40)
Commercial	-	(1)	-	(57)	(58)
Total mortgage-backed
securities	-	(38)	-	(60)	(98)
Corporate debt securities	-	-	20	(33)	(13)
Collateralized loan and other debt obligations	1,008	(14)	-	(369)	625
Asset-backed securities:
Auto loans and leases	1,751	-	1,047	(3,865)	(1,067)
Home equity loans	-	(5)	-	-	(5)
Other asset-backed securities	1,164	(36)	1,116	(2,213)	31
Total asset-backed securities	2,915	(41)	2,163	(6,078)	(1,041)
Total debt securities	3,923	(162)	2,831	(7,301)	(709)
Marketable equity securities:
Perpetual preferred securities	-	(20)	-	(53)	(73)
Other marketable equity securities	-	-	-	-	-
Total marketable
equity securities	-	(20)	-	(53)	(73)
Total available-for-sale
securities	3,923	(182)	2,831	(7,354)	(782)
Mortgages held for sale	286	(574)	-	(586)	(874)
Loans	23	-	452	(369)	106
Mortgage servicing rights (residential)	-	(583)	3,469	-	2,886
Net derivative assets and liabilities:
Interest rate contracts	-	-	-	(39)	(39)
Commodity contracts	-	-	-	(66)	(66)
Equity contracts	-	(148)	-	285	137
Foreign exchange contracts	-	-	-	1	1
Credit contracts	7	(5)	(4)	807	805
Other derivative contracts	-	-	-	-	-
Total derivative contracts	7	(153)	(4)	988	838
Other assets	1,064	(2)	-	(36)	1,026
Short sale liabilities	8	(8)	-	-	-
Other liabilities (excluding derivatives)	-	-	(4)	11	7

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2012, are summarized as follows:

								Net unrealized
		Total net gains		Purchases,				gains (losses)
		(losses) included in		sales,				included in
			Other	issuances				income related
	Balance,		compre-	and	Transfers	Transfers	Balance,	to assets and
	beginning	Net	hensive	settlements,	into	out of	end of	liabilities held
(in millions)	of period	income	income	net (1)	Level 3	Level 3	period	at period end	(2)
Year ended December 31, 2012
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$53	3	-	(10)	-	-	46	-
Collateralized loan and other debt obligations	1,582	(191)	-	(649)	-	-	742	(47)
Corporate debt securities	97	-	-	(45)	-	-	52	(3)
Mortgage-backed securities	108	8	-	(110)	-	-	6	2
Asset-backed securities	190	48	-	(98)	14	(16)	138	23
Equity securities	4	-	-	(1)	-	-	3	-
Total trading securities	2,034	(132)	-	(913)	14	(16)	987	(25)
Other trading assets	115	(39)	-	-	-	-	76	(19)
Total trading assets
(excluding derivatives)	2,149	(171)	-	(913)	14	(16)	1,063	(44)	(3)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	11,516	10	160	1,347	-	(9,402)	3,631	-
Mortgage-backed securities:
Residential	61	12	16	50	29	(74)	94	(1)
Commercial	232	(56)	57	(30)	-	-	203	(56)
Total mortgage-backed
securities	293	(44)	73	20	29	(74)	297	(57)
Corporate debt securities	295	20	19	(20)	1	(41)	274	-
Collateralized loan and other debt obligations	8,599	135	514	3,940	-	-	13,188	-
Asset-backed securities:
Auto loans and leases	6,641	3	3	(726)	-	-	5,921	-
Home equity loans	282	15	14	(3)	29	(286)	51	(1)
Other asset-backed securities	2,863	(29)	148	329	1	(29)	3,283	(6)
Total asset-backed securities	9,786	(11)	165	(400)	30	(315)	9,255	(7)
Total debt securities	30,489	110	931	4,887	60	(9,832)	26,645	(64)	(4)
Marketable equity securities:
Perpetual preferred securities	1,344	91	(30)	(611)	-	-	794	-
Other marketable equity securities	23	2	(16)	(9)	-	-	-	-
Total marketable
equity securities	1,367	93	(46)	(620)	-	-	794	-	(5)
Total available-for-sale
securities	31,856	203	885	4,267	60	(9,832)	27,439	(64)
Mortgages held for sale	3,410	(42)	-	(308)	488	(298)	3,250	(30)	(6)
Loans	23	43	-	145	5,851	(41)	6,021	43	(6)
Mortgage servicing rights (residential) (7)	12,603	(5,954)	-	4,889	-	-	11,538	(2,893)	(6)
Net derivative assets and liabilities:
Interest rate contracts	609	7,397	-	(7,349)	-	2	659	562
Commodity contracts	-	78	-	(50)	(8)	1	21	40
Equity contracts	(75)	(11)	-	18	-	(54)	(122)	(16)
Foreign exchange contracts	(7)	23	-	5	-	-	21	30
Credit contracts	(1,998)	38	-	810	-	-	(1,150)	41
Other derivative contracts	(117)	40	(1)	-	-	-	(78)	-
Total derivative contracts	(1,588)	7,565	(1)	(6,566)	(8)	(51)	(649)	657	(8)
Other assets	244	(21)	-	(61)	-	-	162	(8)	(3)
Short sale liabilities	-	-	-	-	-	-	-	-	(3)
Other liabilities (excluding derivatives)	(44)	(43)	-	38	-	-	(49)	-	(6)

(1)  See next page for detail.

(2)  Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)  Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)  Included in net gains (losses) debt securities in the income statement.

(5)  Included in net gains (losses) from equity investments in the income statement.

(6)  Included in mortgage banking and other noninterest income in the income statement.

(7)  For more information on the changes in mortgage servicing rights, see Note 9.

(8)  Included in mortgage banking, trading activities and other noninterest income in the income statement.

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
Year ended December 31, 2012
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$85	(95)	-	-	(10)
Collateralized loan and other debt obligations	829	(1,478)	-	-	(649)
Corporate debt securities	192	(237)	-	-	(45)
Mortgage-backed securities	49	(159)	-	-	(110)
Asset-backed securities	116	(169)	-	(45)	(98)
Equity securities	1	(2)	-	-	(1)
Total trading securities	1,272	(2,140)	-	(45)	(913)
Other trading assets	-	-	-	-	-
Total trading assets
(excluding derivatives)	1,272	(2,140)	-	(45)	(913)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	1,847	(37)	1,011	(1,474)	1,347
Mortgage-backed securities:
Residential	86	(34)	-	(2)	50
Commercial	39	-	-	(69)	(30)
Total mortgage-backed
securities	125	(34)	-	(71)	20
Corporate debt securities	26	(37)	-	(9)	(20)
Collateralized loan and other debt obligations	5,608	(185)	-	(1,483)	3,940
Asset-backed securities:
Auto loans and leases	3,004	-	666	(4,396)	(726)
Home equity loans	-	(2)	-	(1)	(3)
Other asset-backed securities	2,074	(159)	1,401	(2,987)	329
Total asset-backed securities	5,078	(161)	2,067	(7,384)	(400)
Total debt securities	12,684	(454)	3,078	(10,421)	4,887
Marketable equity securities:
Perpetual preferred securities	-	-	-	(611)	(611)
Other marketable equity securities	-	(8)	-	(1)	(9)
Total marketable
equity securities	-	(8)	-	(612)	(620)
Total available-for-sale
securities	12,684	(462)	3,078	(11,033)	4,267
Mortgages held for sale	441	-	-	(749)	(308)
Loans	2	-	257	(114)	145
Mortgage servicing rights (residential)	-	(293)	5,182	-	4,889
Net derivative assets and liabilities:
Interest rate contracts	11	-	-	(7,360)	(7,349)
Commodity contracts	-	(2)	-	(48)	(50)
Equity contracts	386	(375)	1	6	18
Foreign exchange contracts	2	(3)	-	6	5
Credit contracts	(6)	3	-	813	810
Other derivative contracts	-	-	-	-	-
Total derivative contracts	393	(377)	1	(6,583)	(6,566)
Other assets	19	(8)	-	(72)	(61)
Short sale liabilities	9	(9)	-	-	-
Other liabilities (excluding derivatives)	(3)	11	(216)	246	38

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2011 are summarized as follows:

								Net unrealized
		Total net gains		Purchases,				gains (losses)
		(losses) included in		sales,				included in net
			Other	issuances				income related
	Balance,		compre-	and	Transfers	Transfers	Balance,	to assets and
	beginning	Net	hensive	settlements,	into	out of	end of	liabilities held
(in millions)	of year	income	income	net (1)	Level 3	Level 3	year	at period end	(2)
Year ended December 31, 2011
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$5	3	-	12	51	(18)	53	-
Collateralized debt obligations	1,915	(24)	-	(297)	-	(12)	1,582	1
Corporate debt securities	166	1	-	(70)	-	-	97	(80)
Mortgage-backed securities	117	6	-	(36)	31	(10)	108	(4)
Asset-backed securities	366	75	-	(122)	-	(129)	190	(2)
Equity securities	34	(3)	-	(28)	1	-	4	72
Total trading securities	2,603	58	-	(541)	83	(169)	2,034	(13)
Other trading assets	136	(21)	-	2	-	(2)	115	14
Total trading assets
(excluding derivatives)	2,739	37	-	(539)	83	(171)	2,149	1	(3)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	4,564	10	52	6,923	-	(33)	11,516	9
Mortgage-backed securities:
Residential	20	(9)	(1)	(6)	121	(64)	61	(8)
Commercial	217	(44)	59	2	2	(4)	232	(56)
Total mortgage-backed
securities	237	(53)	58	(4)	123	(68)	293	(64)
Corporate debt securities	433	150	(112)	(185)	41	(32)	295	(3)
Collateralized debt obligations	4,778	290	(202)	3,725	8	-	8,599	-
Asset-backed securities:
Auto loans and leases	6,133	4	(27)	531	-	-	6,641	-
Home equity loans	112	(3)	(18)	40	221	(70)	282	(25)
Other asset-backed securities	3,150	10	13	181	107	(598)	2,863	(7)
Total asset-backed securities	9,395	11	(32)	752	328	(668)	9,786	(32)
Other debt securities	85	-	-	(85)	-	-	-	-
Total debt securities	19,492	408	(236)	11,126	500	(801)	30,489	(90)	(4)
Marketable equity securities:
Perpetual preferred securities	2,434	160	(7)	(1,243)	2	(2)	1,344	(53)
Other marketable equity securities	32	-	1	(10)	-	-	23	-
Total marketable
equity securities	2,466	160	(6)	(1,253)	2	(2)	1,367	(53)	(5)
Total available-for-sale
securities	21,958	568	(242)	9,873	502	(803)	31,856	(143)
Mortgages held for sale	3,305	44	-	(104)	492	(327)	3,410	43	(6)
Loans	309	13	-	(299)	-	-	23	-	(6)
Mortgage servicing rights (residential) (7)	14,467	(5,821)	-	3,957	-	-	12,603	(3,680)	(6)
Net derivative assets and liabilities:
Interest rate contracts	77	4,051	-	(3,414)	(1)	(104)	609	309
Commodity contracts	(1)	2	-	(9)	(3)	11	-	1
Equity contracts	(225)	126	-	28	(6)	2	(75)	55
Foreign exchange contracts	9	(8)	-	(6)	1	(3)	(7)	(19)
Credit contracts	(1,017)	(856)	-	(123)	-	(2)	(1,998)	50
Other derivative contracts	(35)	(82)	-	-	-	-	(117)	-
Total derivative contracts	(1,192)	3,233	-	(3,524)	(9)	(96)	(1,588)	396	(8)
Other assets	314	12	-	(82)	-	-	244	3	(3)
Other liabilities (excluding derivatives)	(344)	(8)	-	308	-	-	(44)	-	(6)

(1)  See next page for detail.

(2)  Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)  Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)  Included in net gains (losses) from debt securities in the income statement.

(5)  Included in net gains (losses) from equity investments in the income statement.

(6)  Included in mortgage banking and other noninterest income in the income statement.

(7)  For more information on the change in mortgage servicing rights, see Note 9.

(8)  Included in mortgage banking, trading activities and other noninterest income in the income statement.

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
Year ended December 31, 2011
Trading assets
(excluding derivatives):
Securities of U.S. states and
political subdivisions	$313	(199)	-	(102)	12
Collateralized loan and other debt obligations	1,054	(1,310)	-	(41)	(297)
Corporate debt securities	80	(150)	-	-	(70)
Mortgage-backed securities	759	(790)	-	(5)	(36)
Asset-backed securities	516	(585)	-	(53)	(122)
Equity securities	6	(22)	-	(12)	(28)
Total trading securities	2,728	(3,056)	-	(213)	(541)
Other trading assets	-	-	2	-	2
Total trading assets
(excluding derivatives)	2,728	(3,056)	2	(213)	(539)
Available-for-sale securities:
Securities of U.S. states and
political subdivisions	4,280	(4)	4,723	(2,076)	6,923
Mortgage-backed securities:
Residential	3	-	-	(9)	(6)
Commercial	21	-	-	(19)	2
Total mortgage-backed
securities	24	-	-	(28)	(4)
Corporate debt securities	94	(208)	1	(72)	(185)
Collateralized loan and other debt obligations	4,805	(36)	-	(1,044)	3,725
Asset-backed securities:
Auto loans and leases	5,918	-	333	(5,720)	531
Home equity loans	44	-	-	(4)	40
Other asset-backed securities	1,428	(456)	1,395	(2,186)	181
Total asset-backed securities	7,390	(456)	1,728	(7,910)	752
Other debt securities	-	(85)	-	-	(85)
Total debt securities	16,593	(789)	6,452	(11,130)	11,126
Marketable equity securities:
Perpetual preferred securities	1	(13)	-	(1,231)	(1,243)
Other marketable equity securities	3	(12)	-	(1)	(10)
Total marketable
equity securities	4	(25)	-	(1,232)	(1,253)
Total available-for-sale
securities	16,597	(814)	6,452	(12,362)	9,873
Mortgages held for sale	576	(21)	-	(659)	(104)
Loans	23	(309)	-	(13)	(299)
Mortgage servicing rights (residential)	-	-	4,011	(54)	3,957
Net derivative assets and liabilities:
Interest rate contracts	6	(1)	-	(3,419)	(3,414)
Commodity contracts	7	(17)	-	1	(9)
Equity contracts	123	(255)	-	160	28
Foreign exchange contracts	4	(4)	-	(6)	(6)
Credit contracts	6	(3)	-	(126)	(123)
Other derivative contracts	-	-	-	-	-
Total derivative contracts	146	(280)	-	(3,390)	(3,524)
Other assets	10	(1)	-	(91)	(82)
Short sale liabilities	(125)	124	-	1	-
Other liabilities (excluding derivatives)	(10)	1	-	317	308

The following table provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of our Level 3 assets and liabilities measured at fair value on a recurring basis for which we use an internal model.

The significant unobservable inputs for Level 3 assets and liabilities that are valued using fair values obtained from third party vendors are not included in the table as the specific inputs applied are not provided by the vendor (see discussion regarding vendor-developed valuations within the “Level 3 Asset and Liability Valuation Processes” section previously within this Note). In addition, the table excludes the valuation techniques and significant unobservable inputs for certain classes of Level 3 assets and liabilities measured using an internal model that we consider, both individually and in the aggregate, insignificant relative to our overall Level 3 assets and liabilities. We made this determination based upon an evaluation of each class which considered the magnitude of the positions, nature of the unobservable inputs and potential for significant changes in fair value due to changes in those inputs.

	Fair Value			Significant	Range of				Weighted
($ in millions, except cost to service amounts)	Level 3		Valuation Technique(s)	Unobservable Input	Inputs			Average (1)
December 31, 2013
Trading and available-for-sale securities:
Securities of U.S. states and
political subdivisions:
Government, healthcare and
other revenue bonds	$2,739		Discounted cash flow	Discount rate	0.4	-	6.4%		1.4
	63		Vendor priced
Auction rate securities and other municipal bonds	451		Discounted cash flow	Discount rate	0.4	-	12.3		4.6
				Weighted average life	1.4	-	13.0	yrs	4.4
Collateralized loan and other debt obligations (2)	612		Market comparable pricing	Comparability adjustment	(12.0)	-	23.3%		8.5
	1,349		Vendor priced
Asset-backed securities:
Auto loans and leases	492		Discounted cash flow	Discount rate	0.6	-	0.9		0.8
				Weighted average life	1.4	-	1.6	yrs	1.5
Other asset-backed securities:
Diversified payment rights (3)	757		Discounted cash flow	Discount rate	1.4	-	4.7%		3.0
Other commercial and consumer	944	(4)	Discounted cash flow	Discount rate	0.6	-	21.2		4.0
				Weighted average life	0.6	-	7.6	yrs	2.2
	78		Vendor priced
Marketable equity securities: perpetual
preferred	729	(5)	Discounted cash flow	Discount rate	4.8	-	8.3%		7.4
				Weighted average life	1.0	-	15.0	yrs	12.2
Mortgages held for sale (residential)	2,374		Discounted cash flow	Default rate	0.6	-	12.4%		2.8
				Discount rate	3.8	-	7.9		5.5
				Loss severity	1.3	-	32.5		21.5
				Prepayment rate	2.0	-	9.9		5.4
Loans	5,723	(6)	Discounted cash flow	Discount rate	2.4	-	3.9		3.3
				Prepayment rate	3.3	-	37.8		12.2
				Utilization rate	0.0	-	2.0		0.8
Mortgage servicing rights (residential)	15,580		Discounted cash flow	Cost to service per loan (7)	$ 86	-	773		191
				Discount rate	5.4	-	11.2%		7.8
				Prepayment rate (8)	7.5	-	19.4		10.7
Net derivative assets and (liabilities):
Interest rate contracts	(14)		Discounted cash flow	Default rate	0.0	-	16.5		5.0
				Loss severity	44.9	-	50.0		50.0
				Prepayment rate	11.1	-	15.6		15.6
Interest rate contracts: derivative loan
commitments	(26)		Discounted cash flow	Fall-out factor	1.0	-	99.0		21.8
				Initial-value servicing	(21.5)	-	81.6	bps	32.6
Equity contracts	199		Discounted cash flow	Conversion factor	(18.4)	-	0.0%		(14.1)
				Weighted average life	0.3	-	3.3	yrs	1.8
	(245)		Option model	Correlation factor	(5.3)	-	87.6%		72.2
				Volatility factor	6.8	-	81.2		25.4
Credit contracts	(378)		Market comparable pricing	Comparability adjustment	(31.3)	-	30.4		(0.1)
	3		Option model	Credit spread	0.0	-	12.2		0.7
				Loss severity	10.5	-	72.5		47.4

Other assets: nonmarketable equity investments	1,386		Market comparable pricing	Comparability adjustment	(30.6)	-	(5.4)		(21.9)

Insignificant Level 3 assets,
net of liabilities	678	(9)
Total level 3 assets, net of liabilities	$33,494	(10)

(1)  Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)  Includes $695 million of collateralized debt obligations.

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

(7)  The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $86 - $302.

(8)  Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

(9)  Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes corporate debt securities, mortgage-backed securities, other marketable equity securities, other liabilities and certain net derivative assets and liabilities, such as commodity contracts, foreign exchange contracts and other derivative contracts.

(10)          Consists of total Level 3 assets of $37.2 billion and total Level 3 liabilities of $3.7 billion, before netting of derivative balances.

Note 17:   Fair Values of Assets and Liabilities  (continued)

	Fair Value			Significant	Range of				Weighted
($ in millions, except cost to service amounts)	Level 3		Valuation Technique(s)	Unobservable Input	Inputs				Average (1)
December 31, 2012
Trading and available-for-sale securities:
Securities of U.S. states and
political subdivisions:
Government, healthcare and
other revenue bonds	$3,081		Discounted cash flow	Discount rate	0.5	-	4.8%		1.8

Auction rate securities and other municipal bonds	596		Discounted cash flow	Discount rate	2.0	-	12.9		4.4
				Weighted average life	3.0	-	7.5	yrs	3.4
Collateralized loan and other debt obligations(2)	1,423		Market comparable pricing	Comparability adjustment	(22.5)	-	24.7%		3.5
	12,507		Vendor priced
Asset-backed securities:
Auto loans and leases	5,921		Discounted cash flow	Default rate	2.1	-	9.7		3.2
				Discount rate	0.6	-	1.6		1.0
				Loss severity	50.0	-	66.6		51.8
				Prepayment rate	0.6	-	0.9		0.7
Other asset-backed securities:
Dealer floor plan	1,030		Discounted cash flow	Discount rate	0.5	-	2.2		1.9
Diversified payment rights (3)	639		Discounted cash flow	Discount rate	1.0	-	2.9		1.8
Other commercial and consumer	1,665	(4)	Discounted cash flow	Discount rate	0.6	-	6.8		2.7
				Weighted average life	1.0	-	7.5	yrs	2.9
	87		Vendor priced
Marketable equity securities: perpetual
preferred	794	(5)	Discounted cash flow	Discount rate	4.3	-	9.3%		6.3
				Weighted average life	1.0	-	7.0	yrs	5.3
Mortgages held for sale (residential)	3,250		Discounted cash flow	Default rate	0.6	-	14.8%		5.5
				Discount rate	3.4	-	7.5		5.4
				Loss severity	1.3	-	35.3		26.4
				Prepayment rate	1.0	-	11.0		6.2
Loans	6,021	(6)	Discounted cash flow	Discount rate	2.4	-	2.8		2.6
				Prepayment rate	1.6	-	44.4		11.6
				Utilization rate	0.0	-	2.0		0.8
Mortgage servicing rights (residential)	11,538		Discounted cash flow	Cost to service per loan (7)	$ 90	-	854		219
				Discount rate	6.7	-	10.9%		7.4
				Prepayment rate (8)	7.3	-	23.7		15.7
Net derivative assets and (liabilities):
Interest rate contracts	162		Discounted cash flow	Default rate	0.0	-	20.0		5.4
				Loss severity	45.8	-	83.2		51.6
				Prepayment rate	7.4	-	15.6		14.9
Interest rate contracts: derivative loan
commitments	497		Discounted cash flow	Fall-out factor	1.0	-	99.0		22.9
				Initial-value servicing	(13.7)	-	137.2	bps	85.6
Equity contracts	(122)		Option model	Correlation factor	(43.6)	-	94.5%		50.3
				Volatility factor	3.0	-	68.9		26.5
Credit contracts	(1,157)		Market comparable pricing	Comparability adjustment	(34.4)	-	30.5		0.1
	8		Option model	Credit spread	0.1	-	14.0		2.0
				Loss severity	16.5	-	87.5		52.3

Insignificant Level 3 assets,
net of liabilities	835	(9)
Total level 3 assets, net of liabilities	$48,775	(10)

(1)  Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)  Includes $665 million of collateralized debt obligations.

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

(7)  The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $90 - $437.

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

The valuation techniques used for our Level 3 assets and liabilities, as presented in the previous table, are described as follows:

•         Discounted cash flow - Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an instrument and then discounting those cash flows at a rate of return that results in the fair value amount.

•         Option model - Option model valuation techniques are generally used for instruments in which the holder has a contingent right or obligation based on the occurrence of a future event, such as the price of a referenced asset going above or below a predetermined strike price. Option models estimate the likelihood of the specified event occurring by incorporating assumptions such as volatility estimates, price of the underlying instrument and expected rate of return.

•         Market comparable pricing - Market comparable pricing valuation techniques are used to determine the fair value of certain instruments by incorporating known inputs such as recent transaction prices, pending transactions, or prices of other similar investments which require significant adjustment to reflect differences in instrument characteristics.

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

•         Conversion Factor – is the risk-adjusted rate in which a particular instrument may be exchanged for another instrument upon settlement, expressed as a percentage change from a specified rate.

•         Correlation factor - is the likelihood of one instrument changing in price relative to another based on an established relationship expressed as a percentage of relative change in price over a period over time.

•         Cost to service - is the expected cost per loan of servicing a portfolio of loans which includes estimates for unreimbursed expenses (including delinquency and foreclosure costs) that may occur as a result of servicing such loan portfolios.

•         Credit spread – is the portion of the interest rate in excess of a benchmark interest rate, such as OIS, LIBOR or U.S. Treasury rates, that when applied to an investment captures changes in the obligor’s creditworthiness.

•         Default rate – is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate (CDR).

•         Discount rate – is a rate of return used to present value the future expected cash flow to arrive at the fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, OIS, LIBOR or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.

•         Fall-out factor - is the expected percentage of loans associated with our interest rate lock commitment portfolio that are likely of not funding.

•         Initial-value servicing - is the estimated value of the underlying loan, including the value attributable to the embedded servicing right, expressed in basis points of outstanding unpaid principal balance.

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

Note 17:   Fair Values of Assets and Liabilities  (continued)

certain inputs are interrelated to one another), which may counteract or magnify the fair value impact.

SECURITIES, LOANS and MORTGAGES HELD FOR SALE  The fair values of predominantly all Level 3 trading securities, mortgages held for sale, loans, other nonmarketable equity investments, and available-for-sale securities have consistent inputs, valuation techniques and correlation to changes in underlying inputs. The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs within a discounted cash flow or market comparable pricing valuation technique. Such inputs include discount rate, prepayment rate, default rate, loss severity, utilization rate and weighted average life.

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

DERIVATIVE INSTRUMENTS  Level 3 derivative instruments are valued using market comparable pricing, option pricing and discounted cash flow valuation techniques. We utilize certain unobservable inputs within these techniques to determine the fair value of the Level 3 derivative instruments. The significant unobservable inputs consist of credit spread, a comparability adjustment, prepayment rate, default rate, loss severity, initial-value servicing, fall-out factor, volatility factor, weighted average life, conversion factor, and correlation factor.

Level 3 derivative assets (liabilities) where we are long the underlying would decrease (increase) in value upon an increase (decrease) in default rate, fall-out factor, credit spread, conversion factor, or loss severity inputs. Conversely, Level 3 derivative assets (liabilities) would increase (decrease) in value upon an increase (decrease) in prepayment rate, initial-value servicing, weighted average life, or volatility factor inputs. The inverse of the above relationships would occur for instruments in which we are short the underlying. The correlation factor and comparability adjustment inputs may have a positive or negative impact on the fair value of these derivative instruments depending on the change in value of the item the correlation factor and comparability adjustment is referencing. The correlation factor and comparability adjustment is considered independent from movements in other significant unobservable inputs for derivative instruments.

Generally, for derivative instruments for which we are subject to changes in the value of the underlying referenced instrument, change in the assumption used for default rate is accompanied by directionally similar change in the risk premium component of the discount rate (specifically, the portion related to credit risk) and a directionally opposite change in the assumption used for prepayment rates. Unobservable inputs for loss severity, fall-out factor, initial-value servicing, weighted average life, conversion factor, and volatility do not increase or decrease based on movements in other significant unobservable inputs for these Level 3 instruments.

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

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. The following table provides the fair value hierarchy and carrying amount of all assets that were still held as of December 31, 2013,  and 2012, and for which a nonrecurring fair adjustment was recorded during the years then ended.

	December 31, 2013				December 31, 2012
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mortgages held for sale (LOCOM) (1)	$-	1,126	893	2,019	-	1,509	1,045	2,554
Loans held for sale	-	14	-	14	-	4	-	4
Loans:
Commercial	-	414	-	414	-	1,507	-	1,507
Consumer	-	3,690	7	3,697	-	5,889	4	5,893
Total loans (2)	-	4,104	7	4,111	-	7,396	4	7,400
Other assets (3)	-	445	740	1,185	-	989	144	1,133

(1)  Predominantly real estate 1-4 family first mortgage loans.

(2)  Represents carrying value of loans for which adjustments are based on the appraised value of the collateral.

(3)  Includes the fair value of foreclosed real estate, other collateral owned and nonmarketable equity investments.

The following table presents the increase (decrease) in value of certain assets for which a nonrecurring fair value adjustment has been recognized during the periods presented.

	Year ended December 31,
(in millions)	2013	2012
Mortgages held for sale (LOCOM)	$(23)	37
Loans held for sale	(1)	1
Loans:
Commercial	(216)	(795)
Consumer (1)	(2,050)	(4,989)
Total loans	(2,266)	(5,784)
Other assets (2)	(214)	(316)
Total	$(2,504)	(6,062)

(1)  Represents write-downs of loans based on the appraised value of the collateral.

(2)  Includes the losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets. Also includes impairment losses on nonmarketable equity investments.

Note 17:   Fair Values of Assets and Liabilities  (continued)

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

	Fair Value			Significant		Range			Weighted
($ in millions)	Level 3		Valuation Technique(s) (1)	Unobservable Inputs (1)		of inputs			Average (2)
December 31, 2013
Residential mortgages
held for sale (LOCOM)	$893	(3)	Discounted cash flow	Default rate	(5)	1.2	-	4.4%	2.7%
				Discount rate		4.3	-	12.0	10.9
				Loss severity		1.6	-	48.2	5.2
				Prepayment rate	(6)	2.0	-	100.0	67.2
Other assets: private equity
fund investments (4)	505		Market comparable pricing	Comparability adjustment		4.6	-	4.6	4.6
Insignificant level 3 assets	242
Total	1,640

December 31, 2012
Residential mortgages
held for sale (LOCOM)	$1,045	(3)	Discounted cash flow	Default rate	(5)	2.9	-	21.2%	7.9%
				Discount rate		4.1	-	11.9	10.9
				Loss severity		2.0	-	45.0	6.0
				Prepayment rate	(6)	1.0	-	100.0	66.7
Insignificant level 3 assets	148
Total	1,193

(1)  Refer to the narrative following the recurring quantitative Level 3 table of this Note for a definition of the valuation technique(s) and significant unobservable inputs.

(2)  For residential MHFS, weighted averages are calculated using outstanding unpaid principal balance of the loans.

(3)  Consists of approximately $825 million and $942 million government insured/guaranteed loans purchased from GNMA-guaranteed mortgage securitization, at December 31, 2013 and 2012, respectively and $68 million and $103 million of other mortgage loans which are not government insured/guaranteed at December 31, 2013 and 2012, respectively.

(4)  Represents a single investment. For additional information, see the “Alternative Investments” section in this Note.

(5)  Applies only to non-government insured/guaranteed loans.

(6)  Includes the impact on prepayment rate of expected defaults for the government insured/guaranteed loans, which impacts the frequency and timing of early resolution of loans.

Alternative Investments

The following table summarizes our investments in various types of funds for which we use net asset values (NAVs) per share as a practical expedient to measure fair value on recurring and nonrecurring bases. The investments are included in trading assets, available-for-sale securities, and other assets. The table excludes those investments that are probable of being sold at an amount different from the funds’ NAVs.

				Redemption
	Fair	Unfunded	Redemption	notice
(in millions)	value	commitments	frequency	period
December 31, 2013
Offshore funds	$308	-	Daily - Quarterly	1 - 180 days
Funds of funds	-	-	N/A	N/A
Hedge funds	2	-	Monthly - Semi Annually	5 - 95 days
Private equity funds (1)(2)	1,496	316	N/A	N/A
Venture capital funds (2)	63	14	N/A	N/A
Total (3)	$1,869	330
December 31, 2012
Offshore funds	$379	-	Daily - Annually	1 - 180 days
Funds of funds	1	-	Quarterly	90 days
Hedge funds	2	-	Daily - Annually	5 - 95 days
Private equity funds	807	195	N/A	N/A
Venture capital funds	82	21	N/A	N/A
Total (3)	$1,271	216

N/A - Not applicable

(1)  Excludes $505 million in a private equity fund that had a nonrecurring fair value adjustment during 2013 and is probable of being sold for an amount different from the fund’s NAV; therefore, the investment’s fair value has been estimated using recent transaction information. This investment is subject to the Volcker Rule, which includes provisions that restrict banking entities from owning interests in certain types of funds.

(2)  Includes certain investments subject to the Volcker Rule, which we may have to divest.

(3)  Includes nonmarketable equity investments carried at cost for which we use NAVs as a practical expedient for determining nonrecurring fair value adjustments. These investments are predominantly private equity funds and had a fair value of $1.5 billion and $816 million and carrying value of $1.4 billion and $651 million at December 31, 2013 and 2012, respectively. The fair value and carrying value of investments with nonrecurring fair value adjustments were $88 million and $21 million during 2013 and 2012, respectively.

Offshore funds primarily invest in foreign mutual funds. Redemption restrictions are in place for these investments with a fair value of $144 million and $189 million at December 31, 2013 and December 31, 2012, respectively, due to lock-up provisions that will remain in effect until October 2015.

Private equity funds invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buyouts, recapitalizations and expansion opportunities. Substantially all of these investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate.

Venture capital funds invest in domestic and foreign companies in a variety of industries, including information technology, financial services and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate.

Note 17:   Fair Values of Assets and Liabilities  (continued)

Fair Value Option

We measure MHFS at fair value for MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.

We elected to measure certain LHFS portfolios at fair value in conjunction with customer accommodation activities, to better align the measurement basis of the assets held with our management objectives given the trading nature of these portfolios. In addition, we elected to measure at fair value certain letters of credit and nonmarketable equity securities that are hedged with derivative instruments to better reflect the economics of the transactions. The letters of credit are included in trading account assets or liabilities, and the nonmarketable equity securities are included in other assets.

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

	December 31, 2013				December 31, 2012
			Fair value				Fair value
			carrying				carrying
			amount				amount
			less				less
	Fair value	Aggregate	aggregate		Fair value	Aggregate	aggregate
	carrying	unpaid	unpaid		carrying	unpaid	unpaid
(in millions)	amount	principal	principal		amount	principal	principal
Mortgages held for sale:
Total loans	$13,879	13,966	(87)	(1)	42,305	41,183	1,122	(1)
Nonaccrual loans	205	359	(154)		309	655	(346)
Loans 90 days or more past due and still accruing	39	46	(7)		49	64	(15)
Loans held for sale:
Total loans	1	9	(8)		6	10	(4)
Nonaccrual loans	1	9	(8)		2	6	(4)
Loans:
Total loans	5,995	5,674	321		6,206	5,669	537
Nonaccrual loans	188	188	-		89	89	-
Other assets (2)	1,386	n/a	n/a		-	n/a	n/a
Long-term debt	-	(199)	199	(3)	(1)	(1,157)	1,156	(3)

(1)  The difference between fair value carrying amount and aggregate unpaid principal includes changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding, and premiums on acquired loans.

(2)  Consists of nonmarketable equity investments carried at fair value.  See Note 7 for more information.

(3)  Represents collateralized, non-recourse debt securities issued by certain of our consolidated securitization VIEs that are held by third party investors. To the extent cash flows from the underlying collateral are not sufficient to pay the unpaid principal amount of the debt, those third party investors absorb losses.

The assets and liabilities accounted for under the fair value option are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair value related to initial measurement and subsequent changes in fair value included in earnings for these assets and liabilities measured at fair value are shown below by income statement line item.

	2013			2012			2011
		Net gains			Net gains			Net gains
	Mortgage	(losses)		Mortgage	(losses)		Mortgage	(losses)
	banking	from	Other	banking	from	Other	banking	from	Other
	noninterest	trading	noninterest	noninterest	trading	noninterest	noninterest	trading	noninterest
(in millions)	income	activities	income	income	activities	income	income	activities	income
Year ended December 31,
Mortgages held for sale	$2,073	-	-	8,240	-	1	6,084	-	-
Loans held for sale	-	-	-	-	-	21	-	-	32
Loans	-	-	(216)	-	-	63	13	-	80
Other assets	-	-	324	-	-	-	-	-	-
Long-term debt	-	-	-	-	-	(27)	(11)	-	-
Other interests held (1)	-	(15)	-	-	(42)	34	-	(25)	-

(1) Consists of retained interests in securitization and changes in fair value of letters of credit.

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

	Year ended December 31,
(in millions)	2013	2012	2011
Gains (losses) attributable to
instrument-specific credit risk:
Mortgages held for sale	$126	(124)	(144)
Loans held for sale	-	21	32
Total	$126	(103)	(112)

Note 17:   Fair Values of Assets and Liabilities  (continued)

Disclosures about Fair Value of Financial Instruments

The table below is a summary of fair value estimates for financial instruments, excluding financial instruments recorded at fair value on a recurring basis as they are included within the Assets and Liabilities Recorded at Fair Value on a Recurring Basis table included earlier in this Note. The carrying amounts in the following table are recorded on the balance sheet under the indicated captions.

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

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2013

Financial assets
Cash and due from banks (1)	$19,919	19,919	-	-	19,919
Federal funds sold, securities purchased under resale
agreements and other short-term investments (1)	213,793	5,160	208,633	-	213,793
Held-to-maturity securities	12,346	-	6,205	6,042	12,247
Mortgages held for sale (2)	2,884	-	2,009	893	2,902
Loans held for sale (2)	132	-	136	-	136
Loans, net (3)	793,363	-	58,350	740,063	798,413
Nonmarketable equity investments (cost method)	6,978	-	-	8,635	8,635
Financial liabilities
Deposits	1,079,177	-	1,037,448	42,079	1,079,527
Short-term borrowings (1)	53,883	-	53,883	-	53,883
Long-term debt (4)	152,987	-	144,984	10,879	155,863
December 31, 2012

Financial assets
Cash and due from banks (1)	$21,860	21,860	-	-	21,860
Federal funds sold, securities purchased under resale
agreements and other short-term investments (1)	137,313	5,046	132,267	-	137,313
Mortgages held for sale (2)	4,844	-	3,808	1,045	4,853
Loans held for sale (2)	104	-	83	29	112
Loans, net (3)	763,968	-	56,237	716,114	772,351
Nonmarketable equity investments (cost method)	6,799	-	2	8,229	8,231
Financial liabilities
Deposits	1,002,835	-	946,922	57,020	1,003,942
Short-term borrowings (1)	57,175	-	57,175	-	57,175
Long-term debt (4)	127,366	-	119,220	11,063	130,283

(1)  Amounts consist of financial instruments in which carrying value approximates fair value.

(2)  Balance reflects MHFS and LHFS, as applicable, other than those MHFS and LHFS for which election of the fair value option was made.

(3)  Loans exclude balances for which the fair value option was elected and also exclude lease financing with a carrying amount of $12.0 billion and $12.4 billion at December 31, 2013 and 2012, respectively.

(4)  The carrying amount and fair value exclude balances for which the fair value option was elected and obligations under capital leases of $11 million and $12 million at December 31, 2013 and 2012, respectively.

Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table above.  A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance. This amounted to $597 million and $586 million at December 31, 2013 and 2012, respectively.

Note 18:  Preferred Stock

We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Our total authorized, issued and outstanding preferred stock is presented in the following two tables. The Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock is presented in the two tables  below and in the table on the following page.

	December 31, 2013		December 31, 2012
	Liquidation	Shares	Liquidation	Shares
	preference	authorized	preference	authorized
	per share	and designated	per share	and designated
DEP Shares
Dividend Equalization Preferred Shares (DEP)	$10	97,000	$10	97,000
Series G
7.25% Class A Preferred Stock	15,000	50,000	15,000	50,000
Series H
Floating Class A Preferred Stock	20,000	50,000	20,000	50,000
Series I
Floating Class A Preferred Stock	100,000	25,010	100,000	25,010
Series J
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	1,000	2,300,000
Series K
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	1,000	3,500,000
Series L
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	1,000	4,025,000
Series N
5.20% Non-Cumulative Perpetual Class A Preferred Stock	25,000	30,000	25,000	30,000
Series O
5.125% Non-Cumulative Perpetual Class A Preferred Stock	25,000	27,600	25,000	27,600
Series P
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	26,400	-	-
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	69,000	-	-
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	34,500	-	-
ESOP
Cumulative Convertible Preferred Stock (1)	-	1,105,664	-	910,934
Total		11,340,174		11,015,544

(1)  See the following page for additional information about the liquidation preference for the ESOP Cumulative Preferred Stock.

	December 31, 2013				December 31, 2012
	Shares				Shares
	issued and	Par	Carrying		issued and	Par	Carrying
(in millions, except shares)	outstanding	value	value	Discount	outstanding	value	value	Discount
DEP Shares
Dividend Equalization Preferred Shares (DEP)	96,546	$-	-	-	96,546	$-	-	-
Series I (1)
Floating Class A Preferred Stock	25,010	2,501	2,501	-	25,010	2,501	2,501	-
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	2,150,375	2,150	1,995	155	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	3,352,000	3,352	2,876	476	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	3,968,000	3,968	3,200	768	3,968,000	3,968	3,200	768
Series N (1)
5.20% Non-Cumulative Perpetual Class A Preferred Stock	30,000	750	750	-	30,000	750	750	-
Series O (1)
5.125% Non-Cumulative Perpetual Class A Preferred Stock	26,000	650	650	-	26,000	650	650	-
Series P (1)
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	625	625	-	-	-	-	-
Series Q (1)
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	69,000	1,725	1,725	-	-	-	-	-
Series R (1)
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	33,600	840	840	-	-	-	-	-
ESOP
Cumulative Convertible Preferred Stock	1,105,664	1,105	1,105	-	910,934	911	911	-
Total	10,881,195	$17,666	16,267	1,399	10,558,865	$14,282	12,883	1,399

(1)  Preferred shares qualify as Tier 1 capital.

Note 18:   Preferred Stock  (continued)

In March 2013, we issued 25 million Depositary Shares, each representing a 1/1,000th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series P, for an aggregate public offering price of $625 million.

In July 2013, we issued 69 million Depositary Shares, each representing a 1/1,000th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series Q, for an aggregate public offering price of $1.7 billion.

In December 2013, we issued 34 million Depositary Shares, each representing a 1/1,000th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series R, for an aggregate public offering price of $840 million.

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

	Shares issued and outstanding		Carrying value
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Adjustable dividend rate
(in millions, except shares)	2013	2012	2013	2012	Minimum	Maximum
ESOP Preferred Stock
$1,000 liquidation preference per share
2013	349,788	-	$350	-	8.50%	9.50
2012	217,404	245,604	217	246	10.00	11.00
2011	241,263	277,263	241	277	9.00	10.00
2010	171,011	201,011	171	201	9.50	10.50
2008	57,819	73,434	58	73	10.50	11.50
2007	39,248	53,768	39	54	10.75	11.75
2006	21,139	33,559	21	34	10.75	11.75
2005	7,992	18,882	8	19	9.75	10.75
2004	-	7,413	-	7	8.50	9.50
Total ESOP Preferred Stock (1)	1,105,664	910,934	$1,105	911
Unearned ESOP shares (2)			$(1,200)	(986)

(1)  At December 31, 2013 and December 31, 2012, additional paid-in capital included $95 million and $75 million, respectively, related to ESOP preferred stock.

(2)  We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Note 19:  Common Stock and Stock Plans

Common Stock

The following table presents our reserved, issued and authorized shares of common stock at December 31, 2013.

Number of shares
Dividend reinvestment and
common stock purchase plans	11,732,445
Director plans	1,054,645
Stock plans (1)	653,684,625
Convertible securities and warrants	104,944,332
Total shares reserved	771,416,047
Shares issued	5,481,811,474
Shares not reserved	2,746,772,479
Total shares authorized	9,000,000,000

(1)  Includes employee options, restricted shares and restricted share rights, 401(k), profit sharing and compensation deferral plans.

At December 31, 2013, we have warrants outstanding and exercisable to purchase 39,108,864 shares of our common stock with an exercise price of $34.01 per share, expiring on October 28, 2018. We did not purchase any of these warrants in 2013. We purchased 70,210 of these warrants in 2012.  These warrants were issued in connection with our participation in the TARP CPP.

Dividend Reinvestment and Common Stock Purchase Plans

Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan's terms.

Employee Stock Plans

We offer stock-based employee compensation plans as described below. For information on our accounting for stock-based compensation plans, see Note 1.

Long-Term Incentive Compensation Plans  Our Long- Term Incentive Compensation Plan (LTICP) provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted stock rights (RSRs), performance share awards (PSAs) and stock awards without restrictions.

During 2013, 2012 and 2011 we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs were granted. RSRs generally continue to vest after retirement according to the original vesting schedule. Except in limited circumstances, RSRs are canceled when employment ends.

Holders of each vested PSA are entitled to the related shares of common stock at no cost. PSAs continue to vest after retirement according to the original vesting schedule subject to satisfying the performance criteria and other vesting conditions.

Holders of RSRs and PSAs may be entitled to receive additional RSRs and PSAs (dividend equivalents) or cash payments equal to the cash dividends that would have been paid had the RSRs or PSAs been issued and outstanding shares of common stock. RSRs and PSAs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying award.

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

Certain options granted prior to 2004 included the right to acquire a “reload” stock option. Reload grants are fully vested upon grant and are expensed immediately; the last reload options were granted in 2013. As of December 31, 2013, none of the options outstanding included a reload feature.

Compensation expense for most of our RSRs, and PSAs granted prior to 2013, is based on the quoted market price of the related stock at the grant date; in 2013 certain RSRs and all PSAs  granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. Stock option expense is based on the fair value of the awards at the date of grant. The following table summarizes the major components of stock incentive compensation expense and the related recognized tax benefit.

	Year ended December 31,
(in millions)	2013	2012	2011
RSRs	$568	435	338
Performance shares	157	112	128
Stock options	-	13	63
Total stock incentive compensation
expense	$725	560	529
Related recognized tax benefit	$273	211	200

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

The total number of shares of common stock available for grant under the plans at December 31, 2013, was 282 million.

Director Awards

Beginning in 2011, we granted only common stock awards under the LTICP to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. Stock awards vest immediately. Options also were granted to directors prior to 2011, and can be exercised after twelve months through the tenth anniversary of the grant date. Options granted prior to 2005 may include the right to acquire a “reload” stock option.

Restricted Share Rights

A summary of the status of our RSRs and restricted share awards at December 31, 2013, and changes during 2013 is in the following table:

		Weighted-
		average
		grant-date
	Number	fair value
Nonvested at January 1, 2013	55,287,337	$29.78
Granted	18,476,399	35.52
Vested	(12,233,361)	29.32
Canceled or forfeited	(886,381)	30.70
Nonvested at December 31, 2013	60,643,994	31.61

The weighted-average grant date fair value of RSRs granted during 2012 and 2011 was $31.49 and $31.02, respectively.

At December 31, 2013, there was $702 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of RSRs that vested during 2013, 2012 and 2011 was $472 million, $89 million and $41 million, respectively.

Performance Share Awards

Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company's achievement of specified performance criteria over a three-year period. PSAs are granted at a target number; based on the Company's performance, the number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2013, the determination of the number of performance shares that will vest will occur in the first quarter of 2014, after review of the Company’s performance by the Human Resources Committee of the Board of Directors. In 2013, PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price and the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards cannot be finalized until the determination of the awards that will vest.

A summary of the status of our PSAs at December 31, 2013 and changes during 2013 is in the following table, based on the target amount of awards:

		Weighted-
		average
		grant date
	Number	fair value
Nonvested at January 1, 2013	10,294,881	$30.35
Granted	4,614,295	33.56
Vested	(4,070,028)	27.67
Nonvested at December 31, 2013	10,839,148	32.72

The weighted-average grant date fair value of performance awards granted during 2012 and 2011 was $31.44 and $31.26, respectively.

At December 31, 2013, there was $56 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.7 years.

Stock Options

The table below summarizes stock option activity and related information for the stock plans. Options assumed in mergers are included in the activity and related information for Incentive Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Awards if originally issued under a director plan.

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
		exercise	contractual	value
	Number	price	term (in yrs.)	(in millions)
Incentive compensation plans
Options outstanding as of December 31, 2012	202,926,392	$40.84
Granted	72,581	35.25
Canceled or forfeited	(6,366,940)	105.88
Exercised	(56,147,977)	28.40
Options exercisable and outstanding as of December 31, 2013	140,484,056	42.86	3.2	$2,245

Director awards
Options outstanding as of December 31, 2012	588,022	31.42
Granted	11,585	37.05
Canceled or forfeited	(17,629)	35.43
Exercised	(102,341)	28.87
Options exercisable and outstanding as of December 31, 2013	479,637	31.95	2.8	6

As of December 31, 2013, there was no unrecognized compensation cost related to stock options. The total intrinsic value of options exercised during 2013, 2012 and 2011 was $643 million, $694 million and $246 million, respectively.

Cash received from the exercise of stock options for 2013, 2012 and 2011 was $1.6 billion, $1.5 billion and $554 million, respectively.

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

	Year ended December 31,
	2013	2012	2011
Per share fair value of options granted	$1.58	2.79	3.78
Expected volatility	18.3%	29.2	32.7
Expected dividends	$0.93	0.68	0.32
Expected term (in years)	0.5	0.7	1.0
Risk-free interest rate	0.1%	0.1	0.2

Employee Stock Ownership Plan

The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2013, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP preferred stock. As our employer contributions are made to the 401(k) Plan and are used by the 401(k) Plan to make ESOP loan payments, the ESOP preferred stock in the 401(k) Plan is released and converted into our common stock shares. Dividends on the common stock shares allocated as a result of the release and conversion of the ESOP preferred stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP preferred stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP preferred stock. With each principal and interest payment, a portion of the ESOP preferred stock is released and converted to common stock shares, which are allocated to the 401(k) Plan

Note 19:   Common Stock and Stock Plans (continued)

participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan.

The balance of common stock and unreleased preferred stock held in the Wells Fargo ESOP fund, the fair value of unreleased ESOP preferred stock and the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan were:

	Shares outstanding
	December 31,
(in millions, except shares)	2013	2012	2011
Allocated shares (common)	137,354,139	136,821,035	131,046,406
Unreleased shares (preferred)	1,105,664	910,934	858,759
Fair value of unreleased ESOP preferred shares	$1,105	911	859

	Dividends paid
	Year ended December 31,
	2013	2012	2011
Allocated shares (common)	$159	117	60
Unreleased shares (preferred)	132	115	95

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

Prior to July 1, 2009, eligible employees' Cash Balance Plan accounts were allocated a compensation credit based on a percentage of their certified compensation. The compensation credit percentage was based on age and years of credited service. The freeze discontinues the allocation of compensation credits after June 30, 2009. Investment credits continue to be allocated to participants based on their accumulated balances.

We recognize settlement losses for our Cash Balance Plan based on an assessment of whether our estimated lump sum payments related to the Cash Balance Plan will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold); in 2013, lump sum payments exceeded this threshold. Settlement losses of $123 million were recognized in 2013, representing the pro rata portion of the net loss remaining in cumulative other comprehensive income based on the percentage reduction in the Cash Balance Plan’s projected benefit obligation. A remeasurement of the Cash Balance liability and related plan assets occurs at the end of each quarter in which settlement losses are recognized.

We did not make a contribution to our Cash Balance Plan in 2013. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2014; however, this is dependent on the finalization of the actuarial valuation in 2014. Our decision of whether to make a contribution in 2014 will be based on various factors including the actual investment performance of plan assets during 2014. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2014 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.

We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate, modify or amend any of the benefits at any time.

The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans.

The changes in the benefit obligation and the fair value of plan assets, the funded status and the amounts recognized on the balance sheet were:

	December 31,
	2013			2012
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$11,717	719	1,293	10,634	691	1,304
Service cost	-	-	11	3	-	11
Interest cost	465	29	47	514	32	60
Plan participants’ contributions	-	-	77	-	-	80
Actuarial loss (gain)	(1,106)	(17)	(306)	1,242	62	(23)
Benefits paid	(875)	(62)	(147)	(725)	(66)	(147)
Medicare Part D subsidy	-	-	8	-	-	11
Curtailment	-	-	-	-	-	(3)
Amendments	-	-	-	1	-	-
Liability transfer	-	-	-	47	-	-
Foreign exchange impact	(3)	-	(1)	1	-	-
Benefit obligation at end of year	10,198	669	982	11,717	719	1,293
Change in plan assets:
Fair value of plan assets at beginning of year	9,539	-	636	9,061	-	640
Actual return on plan assets	743	-	71	1,149	-	55
Employer contribution	4	62	-	9	66	(3)
Plan participants’ contributions	-	-	77	-	-	80
Benefits paid	(875)	(62)	(147)	(725)	(66)	(147)
Medicare Part D subsidy	-	-	8	-	-	11
Asset transfer	-	-	-	44	-	-
Foreign exchange impact	(2)	-	-	1	-	-
Fair value of plan assets at end of year	9,409	-	645	9,539	-	636
Funded status at end of year	$(789)	(669)	(337)	(2,178)	(719)	(657)
Amounts recognized on the balance sheet at end of year:
Liabilities	$(789)	(669)	(337)	(2,178)	(719)	(657)

Note 20:   Employee Benefits and Other Expenses (continued)

The following table provides information for pension plans with benefit obligations in excess of plan assets.

	December 31,
(in millions)	2013	2012
Projected benefit obligation	$10,822	12,391
Accumulated benefit obligation	10,820	12,389
Fair value of plan assets	9,364	9,490

The components of net periodic benefit cost and other comprehensive income were:

	December 31,
	2013			2012			2011
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits
Service cost	$-	-	11	3	-	11	6	1	13
Interest cost	465	29	47	514	32	60	520	34	71
Expected return on plan assets	(674)	-	(36)	(652)	-	(36)	(759)	-	(41)
Amortization of net actuarial loss (gain)	137	15	(1)	131	10	-	86	6	-
Amortization of prior service credit	-	-	(2)	-	-	(2)	-	-	(3)
Settlement loss (1)	124	3	-	2	5	-	4	3	-
Curtailment gain	-	-	-	-	-	(3)	-	-	-
Net periodic benefit cost	52	47	19	(2)	47	30	(143)	44	40
Other changes in plan assets
and benefit obligations
recognized in other
comprehensive income:
Net actuarial loss (gain)	(1,175)	(17)	(341)	758	62	(42)	1,120	33	(74)
Amortization of net actuarial gain (loss)	(137)	(15)	1	(131)	(10)	-	(86)	(6)	-
Prior service cost	-	-	-	(2)	-	-	-	-	-
Amortization of prior service credit	-	-	2	-	-	2	-	-	3
Settlement (1)	(124)	(3)	-	(1)	(5)	-	(4)	(3)	-
Curtailment	-	-	-	-	-	-	(3)	-	-
Translation adjustments	-	-	-	-	-	-	(1)	-	-
Total recognized in other
comprehensive income	(1,436)	(35)	(338)	624	47	(40)	1,026	24	(71)
Total recognized in net periodic
benefit cost and other
comprehensive income	$(1,384)	12	(319)	622	94	(10)	883	68	(31)

(1)				Qualified settlements include $123 million for the Cash Balance Plan.

Amounts recognized in cumulative OCI (pre tax) consist of:

	December 31,
	2013			2012
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
(in millions)	Qualified	qualified	benefits	Qualified	qualified	benefits
Net actuarial loss (gain)	$1,887	148	(321)	3,323	184	19
Net prior service credit	(2)	-	(22)	(2)	-	(25)
Net transition obligation	-	-	-	-	-	1
Total	$1,885	148	(343)	3,321	184	(5)

The net actuarial loss for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2014 is $74 million. The net prior service credit for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2014 is $3 million.

Plan Assumptions

For additional information on our pension accounting assumptions, see Note 1.

The weighted-average discount rates used to estimate the projected benefit obligation for pension benefits were:

	December 31,
	2013			2012
	Pension benefits			Pension benefits
		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits
Discount rate	4.75%	4.25	4.50	4.00	4.00	3.75

The weighted-average assumptions used to determine the net periodic benefit cost were:

	December 31,
	2013			2012			2011
	Pension benefits			Pension benefits			Pension benefits
		Non-	Other		Non-	Other		Non-	Other
	Qualified	qualified	benefits	Qualified	qualified	benefits	Qualified	qualified	benefits
Discount rate (1)	4.38%	4.08	3.75	5.00	4.92	4.75	5.25	5.25	5.25
Expected return on plan assets	7.50	n/a	6.00	7.50	n/a	6.00	8.25	n/a	6.00

(1)  The discount rate for the 2013 qualified pension benefits and for the 2013 and 2012 nonqualified pension benefits includes the impact of quarter-end remeasurements when settlement losses are recognized.

To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation we assume a range of average annual increases of approximately 6.75% to 8.50%, dependent on plan type, for health care costs in 2014. These rates are assumed to trend down 0.25% per year until the trend rate reaches an ultimate rate of 5.00% in 2023 to 2028, dependent on plan type. The 2013 periodic benefit cost was determined using initial annual trend rates in the range of 7.00% to 8.75%, dependent on plan type. These rates were assumed to decrease 0.25% per year until they reached ultimate rates of 5.00% in 2023 to 2028, dependent on plan type. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2013, by $29 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2013 by $1 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2013, by $26 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2013 by $1 million.

Investment Strategy and Asset Allocation

We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with long-term growth opportunities while ensuring that risk is mitigated through diversification across

Note 20:   Employee Benefits and Other Expenses (continued)

numerous asset classes and various investment strategies. We target the asset allocation for our Cash Balance Plan at a target mix range of 30-50% equities, 40-60% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 40-60% for both equities and fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees' Beneficiary Association (VEBA) trust, which are invested with a general target asset mix of 20-40% equities and 60-80% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments

Future benefits that we expect to pay under the pension and other benefit plans are presented in the following table. Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

	Pension benefits		Other benefits
		Non-	Future	Subsidy
(in millions)	Qualified	qualified	benefits	receipts
Year ended
December 31,
2014	$768	70	87	13
2015	743	65	89	11
2016	721	64	90	11
2017	719	58	90	11
2018	717	72	90	12
2019-2023	3,321	238	425	57

Fair Value of Plan Assets

The following table presents the balances of pension plan assets and other benefit plan assets measured at fair value. See Note 17 for fair value hierarchy level definitions.

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2013
Cash and cash equivalents	$65	357	-	422	147	22	-	169
Long duration fixed income (1)	546	3,287	1	3,834	-	-	-	-
Intermediate (core) fixed income (2)	86	339	-	425	64	115	-	179
High-yield fixed income	5	326	-	331	-	-	-	-
International fixed income	201	112	-	313	-	-	-	-
Domestic large-cap stocks (3)	824	415	-	1,239	-	107	-	107
Domestic mid-cap stocks	260	145	-	405	-	46	-	46
Domestic small-cap stocks (4)	286	15	-	301	-	38	-	38
International stocks (5)	540	354	1	895	28	54	-	82
Emerging market stocks	-	405	-	405	-	-	-	-
Real estate/timber (6)	89	1	294	384	-	-	-	-
Hedge funds (7)	-	149	152	301	-	-	-	-
Private equity	-	-	158	158	-	-	-	-
Other	-	27	52	79	2	-	22	24
Total plan investments	$2,902	5,932	658	9,492	241	382	22	645
Payable upon return of securities loaned				(94)				-
Net receivables				11				-
Total plan assets				$9,409				645
December 31, 2012
Cash and cash equivalents	$-	312	-	312	164	23	-	187
Long duration fixed income (1)	545	3,124	1	3,670	-	-	-	-
Intermediate (core) fixed income (2)	71	355	-	426	65	116	-	181
High-yield fixed income	5	367	-	372	-	-	-	-
International fixed income	251	112	-	363	-	-	-	-
Domestic large-cap stocks (3)	854	499	-	1,353	-	102	-	102
Domestic mid-cap stocks	283	158	-	441	-	41	-	41
Domestic small-cap stocks (4)	309	15	-	324	-	30	-	30
International stocks (5)	578	341	1	920	28	47	-	75
Emerging market stocks	-	538	-	538	-	-	-	-
Real estate/timber (6)	100	1	328	429	-	-	-	-
Hedge funds (7)	-	187	71	258	-	-	-	-
Private equity	-	-	145	145	-	-	-	-
Other	-	31	48	79	1	-	22	23
Total plan investments	$2,996	6,040	594	9,630	258	359	22	639
Payable upon return of securities loaned				(112)				(3)
Net receivables (payables)				21				-
Total plan assets				$9,539				636

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

(3)   This category covers a broad range of investment styles, both active and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across seven unique investment strategies. For December 31, 2013 and 2012, respectively, approximately 15% and 24% of the assets within this category are passively managed to popular mainstream market indexes including the Standard & Poor's 500 Index; excluding the allocation to the S&P 500 Index strategy, no single investment manager represents more than 2.5% of total plan assets.

(4)   This category consists of a highly diversified combination of four distinct investment management strategies with no single strategy representing more than 2% of total plan assets. Allocations in this category are spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.

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

Note 20:   Employee Benefits and Other Expenses (continued)

The changes in Level 3 pension plan and other benefit plan assets measured at fair value are summarized as follows:

				Purchases,
	Balance			sales	Transfers	Balance
	beginning	Gains (losses)		and	Into/(Out of)	end of
(in millions)	of year	Realized	Unrealized (1)	settlements (net)	Level 3	year
Year ended December 31, 2013
Pension plan assets:
Long duration fixed income	$1	-	-	-	-	1
International stocks	1	-	-	-	-	1
Real estate/timber	328	27	52	(113)	-	294
Hedge funds	71	5	6	56	14	152
Private equity	145	19	6	(12)	-	158
Other	48	1	5	(2)	-	52
	$594	52	69	(71)	14	658
Other benefits plan assets:
Other	$22	-	-	-	-	22
	$22	-	-	-	-	22
Year ended December 31, 2012
Pension plan assets:
Long duration fixed income	$1	-	-	-	-	1
Intermediate (core) fixed income	6	-	-	-	(6)	-
High-yield fixed income	1	-	-	-	(1)	-
Domestic large-cap stocks	2	-	-	-	(2)	-
International stocks	1	-	-	1	(1)	1
Real estate/timber	355	22	2	(51)	-	328
Hedge funds	251	1	2	8	(191)	71
Private equity	129	8	10	(2)	-	145
Other	46	1	3	(2)	-	48
	$792	32	17	(46)	(201)	594
Other benefits plan assets:
Real estate/timber	$12	-	-	(12)	-	-
Hedge funds	8	-	-	(8)	-	-
Private equity	4	-	-	(4)	-	-
Other	23	-	-	(1)	-	22
	$47	-	-	(25)	-	22

(1)    All unrealized gains (losses) relate to instruments held at period end.

Valuation Methodologies  Following is a description of the valuation methodologies used for assets measured at fair value.

Cash and Cash Equivalents – includes investments in collective investment funds valued at fair value based upon the quoted market values of the underlying net assets. The unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments traded on an active market. This group of assets also includes investments in registered investment companies valued at the NAV of shares held at year end.

Long Duration, Intermediate (Core), High-Yield, and International Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, and discounted cash flow analyses using significant inputs observable in the market where available, or a combination of multiple valuation techniques. This group of assets also includes highly liquid government securities such as U.S. Treasuries, and registered investment companies and collective investment funds described above.

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

Other – insurance contracts that are generally stated at cash surrender value. This group of assets also includes investments in collective investment funds and private equity described above.

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

Defined Contribution Retirement Plans

We sponsor a defined contribution retirement plan named the Wells Fargo & Company 401(k) Plan (401(k) Plan). Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, subject to statutory limits. Eligible employees who complete one year of service are eligible for company matching contributions, which are generally dollar for dollar up to 6% of an employee's eligible certified compensation. As of January 1, 2010, matching contributions are 100% vested. The 401(k) Plan includes a discretionary profit sharing contribution feature to allow us to make a contribution to eligible employees’ 401(k) Plan accounts. Profit sharing contributions are vested after three years of service. Total defined contribution retirement plan expenses were $1.2 billion in 2013, and $1.1 billion in both 2012 and 2011.

Other Expenses

Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

	Year ended December 31,
(in millions)	2013	2012	2011
Outside professional services	$2,519	2,729	2,692
Outside data processing	983	910	935
Contract services	935	1,011	1,407
Travel and entertainment	885	839	821
Operating losses	821	2,235	1,261
Postage, stationery and supplies	756	799	942
Foreclosed assets	605	1,061	1,354

Note 21:  Income Taxes

The components of income tax expense were:

	Year ended December 31,
(in millions)	2013	2012	2011
Current:
Federal	$4,601	9,141	3,352
State and local	736	1,198	468
Foreign	91	61	52
Total current	5,428	10,400	3,872
Deferred:
Federal	4,457	(1,151)	3,088
State and local	522	(166)	471
Foreign	(2)	20	14
Total deferred	4,977	(1,297)	3,573
Total	$10,405	9,103	7,445

The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in the following table.

	December 31,
(in millions)	2013	2012
Deferred tax assets
Allowance for loan losses	$5,227	6,192
Deferred compensation
and employee benefits	4,283	4,701
Accrued expenses	1,247	1,692
PCI loans	2,150	2,692
Basis difference in investments	1,084	1,182
Net operating loss and tax
credit carry forwards	773	1,058
Other	1,720	1,868
Total deferred tax assets	16,484	19,385
Deferred tax assets valuation allowance	(457)	(579)

Deferred tax liabilities
Mortgage servicing rights	(6,657)	(7,360)
Leasing	(4,274)	(4,414)
Mark to market, net	(5,761)	(2,401)
Intangible assets	(1,885)	(2,157)
Net unrealized gains on
investment securities	(1,155)	(4,135)
Insurance reserves	(2,068)	(1,707)
Other	(1,733)	(1,683)
Total deferred tax liabilities	(23,533)	(23,857)
Net deferred tax liability (1)	$(7,506)	(5,051)

(1)	Included in accrued expenses and other liabilities.

Deferred taxes related to net unrealized gains (losses) on investment securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 23). These associated adjustments increased OCI by $2.5 billion in 2013.

We have determined that a valuation reserve is required for 2013 in the amount of $457 million predominantly attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.

At December 31, 2013, we had net operating loss and credit carry forwards with related deferred tax assets of $730 million and $43 million, respectively. If these carry forwards are not utilized, they will expire in varying amounts through 2033.

At December 31, 2013, we had undistributed foreign earnings of $1.6 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $450 million of income tax liability on these earnings.

The following table reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

	December 31,
	2013		2012		2011
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$11,299	35.0%	$9,800	35.0%	$8,160	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of
federal income tax benefit	964	3.0	856	3.1	730	3.1
Tax-exempt interest	(490)	(1.5)	(414)	(1.5)	(334)	(1.4)
Excludable dividends	(49)	(0.2)	(132)	(0.5)	(247)	(1.1)
Tax credits	(967)	(3.0)	(815)	(2.9)	(735)	(3.2)
Life insurance	(173)	(0.5)	(524)	(1.9)	(222)	(1.0)
Leveraged lease tax expense	302	0.9	347	1.2	272	1.2
Other	(481)	(1.5)	(15)	-	(179)	(0.7)
Effective income tax expense and rate	$10,405	32.2%	$9,103	32.5%	$7,445	31.9%

The effective tax rate for 2013, included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment. The 2012 effective tax rate included a tax benefit resulting from the surrender of previously written-down Wachovia life insurance investments. The 2011 effective tax rate included a decrease in tax expense associated with leverage leases, as well as tax benefits related to charitable donations of appreciated securities.

The change in unrecognized tax benefits follows:

	Year ended
	December 31,
(in millions)	2013	2012
Balance at beginning of year	$6,069	5,005
Additions:
For tax positions related to the current year	427	877
For tax positions related to prior years	283	491
Reductions:
For tax positions related to prior years	(540)	(114)
Lapse of statute of limitations	(74)	(23)
Settlements with tax authorities	(637)	(167)
Balance at end of year	$5,528	6,069

Of the $5.5 billion of unrecognized tax benefits at December 31, 2013, approximately $3.7 billion would, if recognized, affect the effective tax rate. The remaining $1.8 billion of unrecognized tax benefits relates to income tax positions on temporary differences.

We recognize interest and penalties as a component of income tax expense. At December 31, 2013 and 2012, we have accrued approximately $832 million and $1.0 billion for the payment of interest and penalties, respectively. We recognized in income tax expense in 2013 and 2012, interest and penalties of $69 million and $92 million, respectively.

We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. We are routinely examined by tax authorities in these various jurisdictions. The IRS is currently examining the 2007 through 2012 consolidated federal income tax returns of Wells Fargo & Company and its subsidiaries. In addition, we are currently subject to examination by various state, local and foreign taxing authorities. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and foreign income tax examinations for taxable years prior to 2007. Wachovia Corporation and its subsidiaries are no longer subject to federal examination and, with limited exception, are no longer subject to state, local, and foreign income tax examinations.

We are litigating or appealing various issues related to our prior IRS examinations for the periods 1999 and 2003 through 2006, and we are appealing various issues related to IRS examinations of Wachovia’s 2003 through 2008 tax years. We have paid the IRS the contested income tax and interest associated with these issues and refund claims have been filed for the respective years. On August 22, 2013, the U.S. Court of Appeals for the Eighth Circuit affirmed the adverse decision of the trial court in our lease restructuring transaction and on October 29, 2013, the Eighth Circuit denied our petition for rehearing. We are considering whether to file a petition for certiorari to the U.S. Supreme Court. It is possible that one or more of these examinations, appeals or litigation may be resolved within the next twelve months resulting in a decrease of up to $1.5 billion to our gross unrecognized tax benefits.

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

		Year ended December 31,
(in millions, except per share amounts)		2013	2012	2011
Wells Fargo net income		$21,878	18,897	15,869
Less:	Preferred stock dividends and other	989	898	844
Wells Fargo net income applicable to common stock (numerator)		$20,889	17,999	15,025
Earnings per common share
Average common shares outstanding (denominator)		5,287.3	5,287.6	5,278.1
Per share		$3.95	3.40	2.85
Diluted earnings per common share
Average common shares outstanding		5,287.3	5,287.6	5,278.1
Add:	Stock Options	33.1	27.5	24.2
	Restricted share rights	44.8	36.4	21.1
	Warrants	6.0	-	-
Diluted average common shares outstanding (denominator)		5,371.2	5,351.5	5,323.4
Per share		$3.89	3.36	2.82

The following table presents the outstanding options and warrants to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

	Weighted-average shares
	Year ended December 31,
(in millions)	2013	2012	2011
Options	11.1	56.4	198.8
Warrants	-	39.2	39.4

Note 23:  Other Comprehensive Income

The components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects were:

	Year ended December 31,
	2013			2012			2011
	Before	Tax	Net of	Before	Tax	Net of	Before	Tax	Net of
(in millions)	tax	effect	tax	tax	effect	tax	tax	effect	tax
Investment securities:
Net unrealized gains (losses)
arising during the period (1)	$(7,661)	2,981	(4,680)	5,143	(1,921)	3,222	(588)	359	(229)
Reclassification of net (gains) losses
to net income:
Net (gains) losses on debt securities	29	(11)	18	128	(48)	80	(54)	20	(34)
Net gains from equity investments	(314)	118	(196)	(399)	150	(249)	(642)	242	(400)
Subtotal reclassifications
to net income	(285)	107	(178)	(271)	102	(169)	(696)	262	(434)
Net change	(7,946)	3,088	(4,858)	4,872	(1,819)	3,053	(1,284)	621	(663)
Derivatives and hedging activities:
Net unrealized gains (losses)
arising during the period	(32)	12	(20)	52	(12)	40	190	(85)	105
Reclassification of net (gains) losses
to net income:
Interest income on loans	(426)	156	(270)	(490)	185	(305)	(686)	259	(427)
Interest expense on long-term debt	91	(34)	57	96	(36)	60	115	(42)	73
Noninterest income	35	(13)	22	-	-	-	-	-	-
Salaries expense	4	(2)	2	6	(2)	4	-	-	-
Subtotal reclassifications
to net income	(296)	107	(189)	(388)	147	(241)	(571)	217	(354)
Net change	(328)	119	(209)	(336)	135	(201)	(381)	132	(249)
Defined benefit plans adjustments:
Net actuarial gains (losses)
arising during the period	1,533	(578)	955	(775)	290	(485)	(1,079)	411	(668)
Reclassification of amounts to net periodic
benefit costs (2):
Amortization of net actuarial loss	151	(57)	94	141	(53)	88	92	(35)	57
Settlements and other	125	(46)	79	3	(1)	2	7	(3)	4
Subtotal reclassifications
to net periodic benefit costs	276	(103)	173	144	(54)	90	99	(38)	61
Net change	1,809	(681)	1,128	(631)	236	(395)	(980)	373	(607)
Foreign currency translation adjustments:
Net unrealized losses
arising during the period	(44)	(7)	(51)	(6)	2	(4)	(37)	13	(24)
Reclassification of net gains
to net income:
Noninterest income	(12)	5	(7)	(10)	4	(6)	-	-	-
Net change	(56)	(2)	(58)	(16)	6	(10)	(37)	13	(24)
Other comprehensive income (loss)	$(6,521)	2,524	(3,997)	3,889	(1,442)	2,447	(2,682)	1,139	(1,543)
Less: Other comprehensive income (loss) from
noncontrolling interests, net of tax			267			4			(12)
Wells Fargo other comprehensive
income (loss), net of tax			$(4,264)			2,443			(1,531)

(1)	December 31, 2013, includes $46 million in unrealized gains (pre-tax) related to available-for-sale securities that were transferred to the held-to-maturity portfolio.
(2)	These items are included in the computation of net periodic benefit cost, which is recorded in employee benefits expense (see Note 20 for additional details).

Note 23:   Other Comprehensive Income  (continued)

Cumulative OCI balances were:

					Cumulative
		Derivatives	Defined	Foreign	other
		and	benefit	currency	compre-
	Investment	hedging	plans	translation	hensive
(in millions)	securities	activities	adjustments	adjustments	income
Balance, December 31, 2010	$5,066	739	(1,179)	112	4,738
Net unrealized gains (losses) arising during the period	(229)	105	(668)	(24)	(816)
Amounts reclassified to net income	(434)	(354)	61	-	(727)
Net change	(663)	(249)	(607)	(24)	(1,543)
Less: Other comprehensive income (loss)
from noncontrolling interests	(10)	-	-	(2)	(12)
Balance, December 31, 2011	4,413	490	(1,786)	90	3,207
Net unrealized gains (losses) arising during the period	3,222	40	(485)	(4)	2,773
Amounts reclassified to net income	(169)	(241)	90	(6)	(326)
Net change	3,053	(201)	(395)	(10)	2,447
Less: Other comprehensive income (loss)
from noncontrolling interests	4	-	-	-	4
Balance, December 31, 2012	7,462	289	(2,181)	80	5,650
Net unrealized gains (losses) arising during the period	(4,680)	(20)	955	(51)	(3,796)
Amounts reclassified to net income	(178)	(189)	173	(7)	(201)
Net change	(4,858)	(209)	1,128	(58)	(3,997)
Less: Other comprehensive income (loss)
from noncontrolling interests	266	-	-	1	267
Balance, December 31, 2013	$2,338	80	(1,053)	21	1,386

Note 24:  Operating Segments

We have three reportable operating segments: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The results for these operating segments are based on our management accounting process, for which there is no comprehensive, authoritative guidance equivalent to GAAP for financial accounting. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change.

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

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client's financial needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and fiduciary services. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra high net worth families and individuals as well as endowments and foundations. Brokerage serves customers' advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses, retail retirement solutions for individuals, and reinsurance services for the life insurance industry.

Other includes corporate items not specific to a business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

Note 24:   Operating Segments  (continued)

			Wealth,
			Brokerage
	Community	Wholesale	and		Consolidated
(income/expense in millions, average balances in billions)	Banking	Banking	Retirement	Other (1)	Company
2013
Net interest income (2)	$28,839	12,298	2,888	(1,225)	42,800
Provision (reversal of provision) for credit losses	2,755	(445)	(16)	15	2,309
Noninterest income	21,500	11,766	10,315	(2,601)	40,980
Noninterest expense	28,723	12,378	10,455	(2,714)	48,842
Income (loss) before income tax expense (benefit)	18,861	12,131	2,764	(1,127)	32,629
Income tax expense (benefit)	5,799	3,984	1,050	(428)	10,405
Net income (loss) before noncontrolling interests	13,062	8,147	1,714	(699)	22,224
Less: Net income from noncontrolling interests	330	14	2	-	346
Net income (loss) (3)	$12,732	8,133	1,712	(699)	21,878

2012
Net interest income (2)	$29,045	12,648	2,768	(1,231)	43,230
Provision (reversal of provision) for credit losses	6,835	286	125	(29)	7,217
Noninterest income	24,360	11,444	9,392	(2,340)	42,856
Noninterest expense	30,840	12,082	9,893	(2,417)	50,398
Income (loss) before income tax expense (benefit)	15,730	11,724	2,142	(1,125)	28,471
Income tax expense (benefit)	4,774	3,943	814	(428)	9,103
Net income (loss) before noncontrolling interests	10,956	7,781	1,328	(697)	19,368
Less: Net income from noncontrolling interests	464	7	-	-	471
Net income (loss) (3)	$10,492	7,774	1,328	(697)	18,897

2011
Net interest income (2)	$29,657	11,616	2,844	(1,354)	42,763
Provision (reversal of provision) for credit losses	7,976	(110)	170	(137)	7,899
Noninterest income	21,124	9,952	9,333	(2,224)	38,185
Noninterest expense	29,252	11,177	9,934	(970)	49,393
Income (loss) before income tax expense (benefit)	13,553	10,501	2,073	(2,471)	23,656
Income tax expense (benefit)	4,104	3,495	785	(939)	7,445
Net income (loss) before noncontrolling interests	9,449	7,006	1,288	(1,532)	16,211
Less: Net income from noncontrolling interests	316	19	7	-	342
Net income (loss) (3)	$9,133	6,987	1,281	(1,532)	15,869

2013
Average loans	$499.3	290.0	46.1	(30.4)	805.0
Average assets	835.4	502.3	180.9	(70.3)	1,448.3
Average core deposits	620.1	237.2	150.1	(65.3)	942.1

2012
Average loans	$487.1	273.8	42.7	(28.4)	775.2
Average assets	761.1	481.7	164.6	(65.8)	1,341.6
Average core deposits	591.2	227.0	137.5	(61.8)	893.9

(1)  Includes corporate items not specific to a business segment and the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

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

Note 25:  Parent-Only Financial Statements

The following tables present Parent-only condensed financial statements.

Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2013	2012	2011
Income
Dividends from subsidiaries:
Bank	$10,612	11,767	11,546
Nonbank	33	1,150	140
Interest income from subsidiaries	848	897	914
Other interest income	240	222	242
Other income	484	267	460
Total income	12,217	14,303	13,302
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	334	287	254
Short-term borrowings	5	1	1
Long-term debt	1,546	1,877	2,423
Other	15	23	8
Noninterest expense	1,175	1,127	77
Total expense	3,075	3,315	2,763
Income before income tax benefit and
equity in undistributed income of subsidiaries	9,142	10,988	10,539
Income tax benefit	(570)	(903)	(584)
Equity in undistributed income of subsidiaries	12,166	7,006	4,746
Net income	$21,878	18,897	15,869

Note 25:   Parent-Only Financial Statements (continued)

Parent-Only Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2013	2012	2011
Net income	$21,878	18,897	15,869
Other comprehensive income (loss), net of tax:
Investment securities	(248)	61	(50)
Derivatives and hedging activities	39	31	(1)
Defined benefit plans adjustment	1,136	(379)	(650)
Equity in other comprehensive income (loss) of subsidiaries	(5,191)	2,730	(830)
Other comprehensive income (loss), net of tax:	(4,264)	2,443	(1,531)
Total comprehensive income	$17,614	21,340	14,338

Parent-Only Balance Sheet

	December 31,
(in millions)	2013	2012
Assets
Cash and cash equivalents due from:
Subsidiary banks	$42,386	35,697
Nonaffiliates	3	5
Investment securities	11,652	7,268

Loans to subsidiaries:
Bank	7,140	-
Nonbank	38,504	41,068
Investments in subsidiaries:
Bank	154,577	148,693
Nonbank	21,852	19,492
Other assets	7,329	7,880
Total assets	$283,443	260,103
Liabilities and equity
Short-term borrowings	$5,121	1,592
Accrued expenses and other liabilities	7,241	8,332
Long-term debt	81,721	76,233
Indebtedness to nonbank subsidiaries	19,218	16,392
Total liabilities	113,301	102,549
Stockholders' equity	170,142	157,554
Total liabilities and equity	$283,443	260,103

Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2013	2012	2011
Cash flows from operating activities:
Net cash provided by operating activities	$8,607	13,365	15,049
Cash flows from investing activities:
Available-for-sale securities:
Sales proceeds	3,606	6,171	11,459
Prepayments and maturities	12	30	-
Purchases	(6,016)	(5,845)	(16,487)
Loans:
Net repayments from subsidiaries	655	9,191	1,318
Capital notes and term loans made to subsidiaries	(6,700)	(1,850)	(1,340)
Principal collected on notes/loans made to subsidiaries	1,472	2,462	5,779
Net increase in investment in subsidiaries	(1,188)	(5,218)	(610)
Other, net	461	(2)	230
Net cash provided (used) by investing activities	(7,698)	4,939	349
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings and
indebtedness to subsidiaries	6,732	5,456	(242)
Long-term debt:
Proceeds from issuance	18,714	16,989	7,058
Repayment	(13,096)	(18,693)	(31,198)
Preferred stock:
Proceeds from issuance	3,145	1,377	2,501
Cash dividends paid	(1,017)	(892)	(844)
Common stock warrants repurchased	-	(1)	(2)
Common stock:
Proceeds from issuance	2,224	2,091	1,296
Repurchased	(5,356)	(3,918)	(2,416)
Cash dividends paid	(5,953)	(4,565)	(2,537)
Excess tax benefits related to stock option payments	271	226	79
Other, net	114	(14)	-
Net cash provided (used) by financing activities	5,778	(1,944)	(26,305)
Net change in cash and due from banks	6,687	16,360	(10,907)
Cash and due from banks at beginning of year	35,702	19,342	30,249
Cash and due from banks at end of year	$42,389	35,702	19,342

Note 26:  Regulatory and Agency Capital Requirements

The Company and each of its subsidiary banks are subject to regulatory capital adequacy requirements promulgated by federal regulatory agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirements for the Company’s national banks, including Wells Fargo Bank, N.A. (the Bank).

We do not consolidate our wholly-owned trust (the Trust) formed solely to issue trust preferred and preferred purchase securities (the Securities). Securities issued by the Trust includable in Tier 1 capital were $2.1 billion at December 31, 2013. During first quarter 2013, we redeemed $2.8 billion of trust preferred securities. Under applicable regulatory capital guidelines issued by bank regulatory agencies, upon notice of redemption, the redeemed trust preferred securities no longer qualify as Tier 1 Capital for the Company. This redemption was in connection with the Capital Plan the Company submitted to the Federal Reserve Board in 2012.

Effective January 1, 2013, the Company implemented changes to the market risk capital rule, commonly referred to as Basel 2.5, as required by U.S. banking regulators. Basel 2.5 requires banking organizations with significant trading activities to adjust their capital requirements to better account for the market risks of those activities. The market risk capital rule is reflected in the Company’s calculation of risk-weighted assets and upon initial adoption in first quarter 2013, negatively impacted capital ratios under Basel I by approximately 25 basis points, but did not impact our ratio under Basel III, as its impact has historically been included in our calculations.

The Bank is an approved seller/servicer, and is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2013, the Bank met these requirements. Other subsidiaries, including the Company’s insurance and broker-dealer subsidiaries, are also subject to various minimum capital levels, as defined by applicable industry regulations.  The minimum capital levels for these subsidiaries, and related restrictions, are not significant to our consolidated operations.

The following table presents regulatory capital information for Wells Fargo & Company and Wells Fargo Bank, N.A.

	Wells Fargo & Company		Wells Fargo Bank, N.A.		Well-	Minimum
	December 31,				capitalized	capital
(in billions, except ratios)	2013	2012	2013	2012	ratios (1)	ratios (1)
Regulatory capital:
Tier 1	$140.7	126.6	110.0	101.3
Total	176.2	157.6	136.4	124.8

Assets:
Risk-weighted	$1,141.5	1,077.1	1,057.3	1,002.0
Adjusted average (2)	1,466.7	1,336.4	1,324.0	1,195.9

Capital ratios:
Tier 1 capital	12.33%	11.75	10.40	10.11	6.00	4.00
Total capital	15.43	14.63	12.90	12.45	10.00	8.00
Tier 1 leverage (2)	9.60	9.47	8.31	8.47	5.00	4.00

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

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2014, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

February 26, 2014

Quarterly Financial Data
Condensed Consolidated Statement of Income - Quarterly (Unaudited)

	2013				2012
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Interest income	$11,836	11,776	11,827	11,650	11,857	11,925	12,354	12,255
Interest expense	1,033	1,028	1,077	1,151	1,214	1,263	1,317	1,367
Net interest income	10,803	10,748	10,750	10,499	10,643	10,662	11,037	10,888
Provision for credit losses	363	75	652	1,219	1,831	1,591	1,800	1,995
Net interest income after provision for credit losses	10,440	10,673	10,098	9,280	8,812	9,071	9,237	8,893
Noninterest income
Service charges on deposit accounts	1,283	1,278	1,248	1,214	1,250	1,210	1,139	1,084
Trust and investment fees	3,458	3,276	3,494	3,202	3,199	2,954	2,898	2,839
Card fees	827	813	813	738	736	744	704	654
Other fees	1,119	1,098	1,089	1,034	1,193	1,097	1,134	1,095
Mortgage banking	1,570	1,608	2,802	2,794	3,068	2,807	2,893	2,870
Insurance	453	413	485	463	395	414	522	519
Net gains from trading activities	325	397	331	570	275	529	263	640
Net gains (losses) on debt securities	(14)	(6)	(54)	45	(63)	3	(61)	(7)
Net gains from equity investments	654	502	203	113	715	164	242	364
Lease income	148	160	225	130	170	218	120	59
Other	39	191	(8)	457	367	411	398	631
Total noninterest income	9,862	9,730	10,628	10,760	11,305	10,551	10,252	10,748
Noninterest expense
Salaries	3,811	3,910	3,768	3,663	3,735	3,648	3,705	3,601
Commission and incentive compensation	2,347	2,401	2,626	2,577	2,365	2,368	2,354	2,417
Employee benefits	1,160	1,172	1,118	1,583	891	1,063	1,049	1,608
Equipment	567	471	418	528	542	510	459	557
Net occupancy	732	728	716	719	728	727	698	704
Core deposit and other intangibles	375	375	377	377	418	419	418	419
FDIC and other deposit assessments	196	214	259	292	307	359	333	357
Other	2,897	2,831	2,973	2,661	3,910	3,018	3,381	3,330
Total noninterest expense	12,085	12,102	12,255	12,400	12,896	12,112	12,397	12,993
Income before income tax expense	8,217	8,301	8,471	7,640	7,221	7,510	7,092	6,648
Income tax expense	2,504	2,618	2,863	2,420	1,924	2,480	2,371	2,328
Net income before
noncontrolling interests	5,713	5,683	5,608	5,220	5,297	5,030	4,721	4,320
Less: Net income from noncontrolling interests	103	105	89	49	207	93	99	72
Wells Fargo net income	$5,610	5,578	5,519	5,171	5,090	4,937	4,622	4,248
Less: Preferred stock dividends and other	241	261	247	240	233	220	219	226
Wells Fargo net income
applicable to common stock	$5,369	5,317	5,272	4,931	4,857	4,717	4,403	4,022
Per share information
Earnings per common share	$1.02	1.00	1.00	0.93	0.92	0.89	0.83	0.76
Diluted earnings per common share	1.00	0.99	0.98	0.92	0.91	0.88	0.82	0.75
Dividends declared per common share	0.30	0.30	0.30	0.25	0.22	0.22	0.22	0.22
Average common shares outstanding	5,270.3	5,295.3	5,304.7	5,279.0	5,272.4	5,288.1	5,306.9	5,282.6
Diluted average common shares outstanding	5,358.6	5,381.7	5,384.6	5,353.5	5,338.7	5,355.6	5,369.9	5,337.8
Market price per common share (1)
High	$45.64	44.79	41.74	38.20	36.34	36.60	34.59	34.59
Low	40.07	40.79	36.19	34.43	31.25	32.62	29.80	27.94
Quarter-end	45.40	41.32	41.27	36.99	34.18	34.53	33.44	34.14

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Glossary of Acronyms

ACL	Allowance for credit losses	G-SIB	Globally systemic important bank
ALCO	Asset/Liability Management Committee	HAMP	Home Affordability Modification Program
ARM	Adjustable-rate mortgage	HPI	Home Price Index
ARS	Auction rate security	HUD	Department of Housing and Urban Development
ASC	Accounting Standards Codification	LHFS	Loans held for sale
ASU	Accounting Standards Update	LIBOR	London Interbank Offered Rate
AVM	Automated valuation model	LIHTC	Low-Income Housing Tax Credit
BCBS	Basel Committee on Bank Supervision	LOCOM	Lower of cost or market value
BHC	Bank holding company	LTV	Loan-to-value
CCAR	Comprehensive Capital Analysis and Review	MBS	Mortgage-backed security
CD	Certificate of deposit	MHA	Making Home Affordable programs
CDO	Collateralized debt obligation	MHFS	Mortgages held for sale
CDS	Credit default swaps	MSR	Mortgage servicing right
CLO	Collateralized loan obligation	MTN	Medium-term note
CLTV	Combined loan-to-value	NAV	Net asset value
CPP	Capital Purchase Program	NPA	Nonperforming asset
CPR	Constant prepayment rate	OCC	Office of the Comptroller of the Currency
CRE	Commercial real estate	OCI	Other comprehensive income
DOJ	United States Department of Justice	OTC	Over-the-counter
DPD	Days past due	OTTI	Other-than-temporary impairment
ESOP	Employee Stock Ownership Plan	PCI Loans	Purchased credit-impaired loans
FAS	Statement of Financial Accounting Standards	PTPP	Pre-tax pre-provision profit
FASB	Financial Accounting Standards Board	RBC	Risk-based capital
FDIC	Federal Deposit Insurance Corporation	ROA	Wells Fargo net income to average total assets
FFELP	Federal Family Education Loan Program	ROE	Wells Fargo net income applicable to common stock
FHA	Federal Housing Administration		to average Wells Fargo common stockholders' equity
FHFA	Federal Housing Finance Agency	RWA	Risk-weighted assets
FHLB	Federal Home Loan Bank	SEC	Securities and Exchange Commission
FHLMC	Federal Home Loan Mortgage Corporation	S&P	Standard & Poor’s Ratings Services
FICO	Fair Isaac Corporation (credit rating)	SPE	Special purpose entity
FNMA	Federal National Mortgage Association	TARP	Troubled Asset Relief Program
FRB	Board of Governors of the Federal Reserve System	TDR	Troubled debt restructuring
FSB	Financial Stability Board	VA	Department of Veterans Affairs
FTC	Federal Trade Commission	VaR	Value-at-Risk
GAAP	Generally accepted accounting principles	VIE	Variable interest entity
GNMA	Government National Mortgage Association	WFCC	Wells Fargo Canada Corporation
GSE	Government-sponsored entity