Form 10-K, Exhibit 13
period 2014-12-31
WELLS FARGO & COMPANY/MN
filed 2015-02-25
CIK 72971

		Financial Review
30		Overview	151	3	Cash, Loan and Dividend Restrictions
34		Earnings Performance	152	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments
49		Balance Sheet Analysis	153	5	Investment Securities
52		Off-Balance Sheet Arrangements	161	6	Loans and Allowance for Credit Losses
54		Risk Management	180	7	Premises, Equipment, Lease Commitments and Other Assets
100		Capital Management	181	8	Securitizations and Variable Interest Entities
106		Regulatory Reform	192	9	Mortgage Banking Activities
108		Critical Accounting Policies	195	10	Intangible Assets
112		Current Accounting Developments	196	11	Deposits
114		Forward-Looking Statements	197	12	Short-Term Borrowings
115		Risk Factors	198	13	Long-Term Debt
			200	14	Guarantees, Pledged Assets and Collateral
		Controls and Procedures	204	15	Legal Actions
130		Disclosure Controls and Procedures	206	16	Derivatives
130		Internal Control Over Financial Reporting	213	17	Fair Values of Assets and Liabilities
130		Management's Report on Internal Control over Financial Reporting	236	18	Preferred Stock
131		Report of Independent Registered Public Accounting Firm	239	19	Common Stock and Stock Plans
			243	20	Employee Benefits and Other Expenses
		Financial Statements	249	21	Income Taxes
132		Consolidated Statement of Income	251	22	Earnings Per Common Share
133		Consolidated Statement of Comprehensive Income	252	23	Other Comprehensive Income
134		Consolidated Balance Sheet	254	24	Operating Segments
135		Consolidated Statement of Changes in Equity	256	25	Parent-Only Financial Statements
139		Consolidated Statement of Cash Flows	259	26	Regulatory and Agency Capital Requirements

		Notes to Financial Statements	260		Report of Independent Registered Public Accounting Firm
140	1	Summary of Significant Accounting Policies	261		Quarterly Financial Data
150	2	Business Combinations	263		Glossary of Acronyms

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” and “Risk Factors” sections, and in the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2014 (2014 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. When we refer to “legacy Wells Fargo,” we mean Wells Fargo excluding Wachovia Corporation (Wachovia). See the Glossary of Acronyms for terms used throughout this Report.

Financial Review1

Overview
Wells Fargo & Company is a nationwide, diversified, community-based financial services company with $1.7 trillion in assets. Founded in 1852 and headquartered in San Francisco, we provide banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,700 locations, 12,500 ATMs, the internet (wellsfargo.com) and mobile banking, and we have offices in 36 countries to support our customers who conduct business in the global economy. With approximately 265,000 active, full-time equivalent team members, we serve one in three households in the United States and ranked No. 29 on Fortune’s 2014 rankings of America’s largest corporations. We ranked fourth in assets and first in the market value of our common stock among all U.S. banks at December 31, 2014.
We use our Vision and Values to guide us toward growth and success. Our vision is to satisfy all our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. Important to our strategy to achieve this vision is to increase the number of our products our customers use and to offer them all of the financial products that fulfill their financial needs. We aspire to create deep and enduring relationships with our customers by discovering their needs and delivering the most relevant products, services, advice, and guidance.
We have six primary values, which are based on our vision and provide the foundation for everything we do. First, we value and support our people as a competitive advantage and strive to attract, develop, retain and motivate the most talented people we can find. Second, we strive for the highest ethical standards with our team members, our customers, our communities and our shareholders. Third, with respect to our customers, we strive to base our decisions and actions on what is right for them in everything we do. Fourth, for team members we strive to build and sustain a diverse and inclusive culture - one where they feel valued and respected for who they are as well as for the skills and experiences they bring to our company. Fifth, we also look to each of our team members to be leaders in establishing, sharing and communicating our vision. Sixth, we strive to make risk management a competitive advantage by working hard to ensure

_________________________
1 Financial information for certain periods prior to 2014 was revised to reflect our determination that certain factoring arrangements did not qualify as loans. See Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report for more information.

that appropriate controls are in place to reduce risks to our customers, maintain and increase our competitive market position, and protect Wells Fargo’s long-term safety, soundness and reputation.

Financial Performance
We completed another outstanding year of financial results in 2014 and remained America’s most profitable bank. We generated record earnings, produced strong loan and deposit growth, grew the number of customers we serve, improved credit quality, enhanced our strong risk management practices, strengthened our capital and liquidity levels and rewarded our shareholders by increasing our dividend and buying back more shares. Wells Fargo net income was $23.1 billion in 2014, an increase of 5% compared with 2013, with record diluted earnings per share (EPS) of $4.10, also up 5% from the prior year. Our achievements during 2014 demonstrated the benefit of our diversified business model and our continued focus on the real economy.
Noteworthy items included:

•	revenue of $84.3 billion, up 1% from 2013;

•	pre-tax pre-provision profit (PTPP) of $35.3 billion, up 1%;

•	our loans increased $40.3 billion, up 5%, even with the planned runoff in our non-strategic/liquidating portfolios, and our core loan portfolio grew by $60.3 billion, up 8%;

•	our deposit franchise continued to generate strong customer deposit growth, with total deposits up $89.1 billion, or 8%;

•	our credit performance continued to be strong with total net charge-offs down $1.6 billion, or 35%, from a year ago and our net charge-off ratio declined to 35 basis points of average loans;

•
we continued to maintain solid customer relationships across the Company, with retail banking household cross-sell of 6.17 products per household (November 2014); Wholesale Banking cross-sell of 7.2 products per relationship (September 2014); and Wealth, Brokerage and Retirement cross-sell of 10.49 products per retail banking household (November 2014);

•	we maintained strong capital levels as our estimated Common Equity Tier I ratio under Basel III (Advanced Approach, fully phased-in) was 10.43%; and

•	our common stock price increased 21% and we returned $12.5 billion in capital to our shareholders through an increased common stock dividend and additional net share repurchases (up 74% from 2013).

Balance Sheet and Liquidity
Our balance sheet grew 11% in 2014 to $1.7 trillion, as we increased our liquidity position, improved the quality of our assets and held more capital. We grew deposits by 8% in 2014 while reducing our deposit costs. We also grew our loans on a year-over-year basis for the 14th consecutive quarter (for the past 11 quarters year-over-year loan growth has been 3% or greater) despite the planned runoff from our non-strategic/liquidating portfolios. Our non-strategic/liquidating loan portfolios decreased $20.1 billion during the year (now less than 8% of total loans) and our core loan portfolios increased $60.3 billion from the prior year. Our federal funds sold, securities purchased under resale agreements and other short-term investments (collectively referred to as federal funds sold and other short-term investments elsewhere in this Report) increased by $44.6 billion, or 21%, during the year on continued strong growth in interest-earning deposits, and we grew our investment securities portfolio by $48.6 billion in 2014. While we believe our liquidity position continued to remain strong with increased regulatory expectations, we have added to our position over the past year. We issued $24.0 billion of liquidity-related long-term debt as well as additional liquidity-related short-term funding in 2014.
Deposit growth remained strong with period-end deposits up $89.1 billion from 2013. This increase reflected solid growth across both our commercial and consumer businesses. We grew our primary consumer checking customers by 5.2% and primary small business and business banking checking customers by 5.4% from a year ago (November 2014 compared with November 2013). Our ability to grow primary customers is important to our results because these customers have more interactions with us, have higher cross-sell and are more than twice as profitable as non-primary customers.

Credit Quality
Credit quality continued to improve in 2014, with solid performance in several of our commercial and consumer loan portfolios as losses remained near historically low levels, reflecting our long-term risk focus and the benefit from the improving housing market. Net charge-offs of $2.9 billion were 0.35% of average loans, down 21 basis points from a year ago. Net losses in our commercial portfolio were only $44 million, or 1 basis point of average loans. Net consumer losses declined to 65 basis points in 2014 from 98 basis points in 2013. Our commercial real estate portfolios were in a net recovery position for each quarter of 2014 and 2013, reflecting our conservative risk discipline and improved market conditions. Losses on our consumer real estate portfolios declined $1.4 billion, or 55%, from a year ago. The consumer loss levels reflected the benefit of the improving economy and our continued focus on originating high quality loans. Approximately 60% of the consumer first mortgage portfolio was originated after 2008, when new underwriting standards were implemented.
Reflecting these improvements in our loan portfolios, our provision for credit losses in 2014 was $1.4 billion compared with $2.3 billion a year ago. This provision reflected a release of $1.6 billion from the allowance for credit losses, compared with a release of $2.2 billion a year ago. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions.
In addition to lower net charge-offs and provision expense, nonperforming assets (NPAs) also improved and were down $4.1 billion, or 21%, from 2013. Nonaccrual loans declined $2.8 billion from the prior year while foreclosed assets were down $1.3 billion from 2013.

Capital
We continued to strengthen our capital levels in 2014 even as we returned more capital to our shareholders, increasing total equity to $185.3 billion at December 31, 2014, up $14.3 billion from the prior year. In 2014, our common shares outstanding declined by 86.8 million shares as we continued to reduce our common share count through the repurchase of 183.1 million common shares during the year. Also, we entered into a $750 million forward repurchase contract with an unrelated third party in October 2014 that settled in January 2015 for 14.3 million shares. In addition, we entered into another $750 million forward repurchase contract with an unrelated third party in January 2015 that is expected to settle in second quarter 2015 for approximately 14.3 million shares. We expect our share count to continue to decline in 2015 as a result of anticipated net share repurchases.
We believe an important measure of our capital strength is the estimated Common Equity Tier 1 ratio under Basel III, using the Advanced Approach, fully phased-in, which increased to 10.43% in 2014 from 9.76% a year ago.
Our regulatory capital ratios under Basel III (General Approach) remained strong with a total risk-based capital ratio of 15.53%, Tier 1 risk-based capital ratio of 12.45% and Tier 1 leverage ratio of 9.45% at December 31, 2014, compared with 15.43%, 12.33% and 9.60%, respectively, at December 31, 2013. See the “Capital Management” section in this Report for more information regarding our capital, including the calculation of common equity for regulatory purposes.

Overview (continued)

Table 1: Six-Year Summary of Selected Financial Data
(in millions, except per share amounts)	2014	2013	2012	2011	2010	2009	% Change 2014/ 2013	Five-year compound growth rate
Income statement
Net interest income	$43,527	42,800	43,230	42,763	44,757	46,324	2%	(1)
Noninterest income	40,820	40,980	42,856	38,185	40,453	42,362	—	(1)
Revenue	84,347	83,780	86,086	80,948	85,210	88,686	1	(1)
Provision for credit losses	1,395	2,309	7,217	7,899	15,753	21,668	(40)	(42)
Noninterest expense	49,037	48,842	50,398	49,393	50,456	49,020	—	—
Net income before noncontrolling interests	23,608	22,224	19,368	16,211	12,663	12,667	6	13
Less: Net income from noncontrolling interests	551	346	471	342	301	392	59	7
Wells Fargo net income	23,057	21,878	18,897	15,869	12,362	12,275	5	13
Earnings per common share	4.17	3.95	3.40	2.85	2.23	1.76	6	19
Diluted earnings per common share	4.10	3.89	3.36	2.82	2.21	1.75	5	19
Dividends declared per common share	1.35	1.15	0.88	0.48	0.20	0.49	17	22
Balance sheet (at year end)
Investment securities	$312,925	264,353	235,199	222,613	172,654	172,710	18%	13
Loans	862,551	822,286	798,351	769,631	757,267	782,770	5	2
Allowance for loan losses	12,319	14,502	17,060	19,372	23,022	24,516	(15)	(13)
Goodwill	25,705	25,637	25,637	25,115	24,770	24,812	—	1
Assets	1,687,155	1,523,502	1,421,746	1,313,867	1,258,128	1,243,646	11	6
Core deposits (1)	1,054,348	980,063	945,749	872,629	798,192	780,737	8	6
Long-term debt	183,943	152,998	127,379	125,354	156,983	203,861	20	(2)
Wells Fargo stockholders' equity	184,394	170,142	157,554	140,241	126,408	111,786	8	11
Noncontrolling interests	868	866	1,357	1,446	1,481	2,573	—	(20)
Total equity	185,262	171,008	158,911	141,687	127,889	114,359	8	10

(1)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

Table 2: Ratios and Per Common Share Data
	Year ended December 31,
	2014	2013	2012
Profitability ratios
Wells Fargo net income to average assets (ROA)	1.45%	1.51	1.41
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders' equity (ROE)	13.41	13.87	12.95
Efficiency ratio (1)	58.1	58.3	58.5
Capital ratios
At year end:
Wells Fargo common stockholders' equity to assets	9.86	10.17	10.24
Total equity to assets	10.98	11.22	11.18
Risk-based capital (2)
Tier 1 capital	12.45	12.33	11.75
Total capital	15.53	15.43	14.63
Tier 1 leverage (2)	9.45	9.60	9.47
Common Equity Tier 1 (3)	11.04	10.82	10.12
Average balances:
Average Wells Fargo common stockholders' equity to average assets	10.22	10.41	10.36
Average total equity to average assets	11.32	11.41	11.27
Per common share data
Dividend payout (4)	32.9	29.6	26.2
Book value	$32.19	29.48	27.64
Market price (5)
High	55.95	45.64	36.60
Low	44.17	34.43	27.94
Year end	54.82	45.40	34.18

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

(3)	See the "Capital Management" section in this Report for additional information.

(4)	Dividends declared per common share as a percentage of diluted earnings per common share.

(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Earnings Performance
Wells Fargo net income for 2014 was $23.1 billion ($4.10 diluted earnings per common share), compared with $21.9 billion ($3.89 diluted per share) for 2013 and $18.9 billion ($3.36 diluted per share) for 2012. Our 2014 earnings reflected strong execution of our business strategy as well as growth in many of our businesses. Our financial performance in 2014 benefited from a $914 million reduction in our provision for credit losses, reflecting strong underlying credit performance. We also generated diversified sources of fee income across many of our businesses and grew loans and deposits.
Revenue, the sum of net interest income and noninterest income, was $84.3 billion in 2014, compared with $83.8 billion in 2013 and $86.1 billion in 2012. The increase in revenue for 2014 compared with 2013 was predominantly due to an increase in net interest income, reflecting increases in income from trading assets and investment securities. Our diversified sources of revenue generated by our businesses continued to be balanced between net interest income and noninterest income. In 2014, net interest income of $43.5 billion represented 52% of revenue, compared with $42.8 billion (51%) in 2013 and $43.2 billion (50%) in 2012.

Noninterest income was $40.8 billion in 2014, representing 48% of revenue, compared with $41.0 billion (49%) in 2013 and $42.9 billion (50%) in 2012. The decrease in 2014 was driven predominantly by a 27% decline in mortgage banking income due to decreased net gains on mortgage loan origination/sales activities, partially offset by higher trust and investment fee income. Mortgage loan originations were $175 billion in 2014, down from $351 billion a year ago.
Noninterest expense was $49.0 billion in 2014, compared with $48.8 billion in 2013 and $50.4 billion in 2012. The increase in noninterest expense in 2014, compared with 2013, reflected higher salaries expense and other expenses, including operating losses and outside professional services. Noninterest expense as a percentage of revenue (efficiency ratio) was 58.1% in 2014, 58.3% in 2013 and 58.5% in 2012, reflecting our expense management efforts.
Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue
	Year ended December 31,
(in millions)	2014	% of revenue	2013	% of revenue	2012	% of revenue
Interest income
Trading assets	$1,712	2%	$1,406	2%	$1,380	2%
Investment securities	9,253	11	8,841	11	8,757	10
Mortgages held for sale (MHFS)	767	1	1,290	2	1,825	2
Loans held for sale (LHFS)	78	—	13	—	41	—
Loans	35,715	42	35,618	43	36,517	42
Other interest income	932	1	724	1	587	1
Total interest income	48,457	57	47,892	57	49,107	57
Interest expense
Deposits	1,096	1	1,337	2	1,727	2
Short-term borrowings	62	—	71	—	94	—
Long-term debt	2,488	3	2,585	3	3,110	4
Other interest expense	382	—	307	—	245	—
Total interest expense	4,028	4	4,300	5	5,176	6
Net interest income (on a taxable-equivalent basis)	44,429	53	43,592	52	43,931	51
Taxable-equivalent adjustment	(902)	(1)	(792)	(1)	(701)	(1)
Net interest income (A)	43,527	52	42,800	51	43,230	50
Noninterest income
Service charges on deposit accounts	5,050	6	5,023	6	4,683	5
Trust and investment fees (1)	14,280	17	13,430	16	11,890	14
Card fees	3,431	4	3,191	4	2,838	3
Other fees (1)	4,349	5	4,340	5	4,519	5
Mortgage banking (1)	6,381	8	8,774	10	11,638	14
Insurance	1,655	2	1,814	2	1,850	2
Net gains from trading activities	1,161	1	1,623	2	1,707	2
Net gains (losses) on debt securities	593	1	(29)	—	(128)	—
Net gains from equity investments	2,380	3	1,472	2	1,485	2
Lease income	526	1	663	1	567	1
Other	1,014	1	679	1	1,807	2
Total noninterest income (B)	40,820	48	40,980	49	42,856	50
Noninterest expense
Salaries	15,375	18	15,152	18	14,689	17
Commission and incentive compensation	9,970	12	9,951	12	9,504	11
Employee benefits	4,597	5	5,033	6	4,611	5
Equipment	1,973	2	1,984	2	2,068	2
Net occupancy	2,925	3	2,895	3	2,857	3
Core deposit and other intangibles	1,370	2	1,504	2	1,674	2
FDIC and other deposit assessments	928	1	961	1	1,356	2
Other (2)	11,899	14	11,362	14	13,639	16
Total noninterest expense	49,037	58	48,842	58	50,398	59
Revenue (A) + (B)	$84,347		$83,780		$86,086

(1)	See Table 7 – Noninterest Income in this Report for additional detail.

(2)	See Table 8 – Noninterest Expense in this Report for additional detail.

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
While the Company believes that it has the ability to increase net interest income over time, net interest income and the net interest margin in any one period can be significantly affected by a variety of factors including the mix and overall size of our earning assets portfolio and the cost of funding those assets. In addition, some variable sources of interest income, such as resolutions from purchased credit-impaired (PCI) loans, loan prepayment fees and collection of interest on nonaccrual loans, can vary from period to period. Net interest income growth has been challenged during the prolonged low interest rate environment as higher yielding loans and securities runoff have been replaced with lower yielding assets. The pace of this repricing has slowed in recent quarters.
Net interest income on a taxable-equivalent basis was $44.4 billion in 2014, compared with $43.6 billion in 2013, and $43.9 billion in 2012. The net interest margin was 3.11% in 2014, down 29 basis points from 3.40% in 2013, which was down 36 basis points from 3.76% in 2012. The increase in net interest income for 2014, compared with 2013, was largely driven by securities purchases, higher trading balances, and reduced funding costs due to disciplined deposit pricing and lower long-term debt yields. Strong growth in commercial, retained real estate and automobile loans also contributed to higher net interest income as originations replaced runoff in the non-strategic/liquidating portfolios. The improvement in net interest income was partially offset by the impact of lower mortgages held for sale (MHFS) balances. The decline in net interest margin in 2014, compared with a year ago, was primarily driven by higher funding balances, including actions taken in response to increased regulatory liquidity expectations, which raised long-term debt and term deposits in addition to customer-driven deposit growth. This growth in funding increased cash and federal funds sold and other short-term investments and was dilutive to net interest margin although essentially neutral to net interest income.

Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year changes that influenced net interest income.
Average earning assets increased $147.3 billion in 2014 from a year ago, as average investment securities increased $30.6 billion and average federal funds sold and other short-term investments increased $86.4 billion for the same period, respectively. In addition, average loans increased $31.8 billion in 2014, compared with a year ago. The increases in average investment securities, average federal funds sold and other short-term investments and average loans were partially offset by a $16.3 billion decline in average MHFS.
Core deposits are an important low-cost source of funding and affect both net interest income and the net interest margin. Core deposits include noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances). Average core deposits rose to $1.0 trillion in 2014, compared with $942.1 billion in 2013, and funded 120% of average loans compared with 117% a year ago. Average core deposits decreased to 70% of average earning assets in 2014, compared with 73% a year ago. The cost of these deposits has continued to decline due to a sustained low interest rate environment and a shift in our deposit mix from higher cost certificates of deposit to lower yielding checking and savings products. About 96% of our average core deposits are in checking and savings deposits, one of the highest industry percentages.
Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2014, are analyzed in Table 6.

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earnings Assets
	Year ended December 31,
	2014		2013
(in millions)	Average balance	% of earning assets	Average balance	% of earning assets
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$241,282	17%	$154,902	12%
Trading assets	55,140	4	44,745	3
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	10,400	1	6,750	1
Securities of U.S. states and political subdivisions	43,138	3	39,922	3
Mortgage-backed securities:
Federal agencies	114,076	8	107,148	8
Residential and commercial	26,475	2	30,717	2
Total mortgage-backed securities	140,551	10	137,865	11
Other debt and equity securities	47,488	3	55,002	4
Total available-for-sale securities	241,577	17	239,539	19
Held-to-maturity securities	29,319	2	717	—
Mortgages held for sale (1)	19,018	1	35,273	3
Loans held for sale (1)	4,226	—	163	—
Loans:
Commercial:
Commercial and industrial - U.S.	204,819	14	185,813	14
Commercial and industrial - Non U.S.	42,661	3	40,987	3
Real estate mortgage	112,710	8	107,316	8
Real estate construction	17,676	1	16,537	1
Lease financing	12,257	1	12,373	1
Total commercial	390,123	27	363,026	28
Consumer:
Real estate 1-4 family first mortgage	261,620	18	254,012	20
Real estate 1-4 family junior lien mortgage	62,510	4	70,264	5
Credit card	27,491	2	24,757	2
Automobile	53,854	4	48,476	4
Other revolving credit and installment	38,834	3	42,135	3
Total consumer	444,309	31	439,644	34
Total loans (1)	834,432	58	802,670	63
Other	4,673	—	4,354	—
Total earning assets	$1,429,667	100%	$1,282,363	100%
Funding sources
Deposits:
Interest-bearing checking	$39,729	3%	$35,570	3%
Market rate and other savings	585,854	41	550,394	43
Savings certificates	38,111	3	49,510	4
Other time deposits	51,434	4	28,090	2
Deposits in foreign offices	95,889	7	76,894	6
Total interest-bearing deposits	811,017	57	740,458	58
Short-term borrowings	60,111	4	54,716	4
Long-term debt	167,420	12	134,937	11
Other liabilities	14,401	1	12,471	1
Total interest-bearing liabilities	1,052,949	74	942,582	74
Portion of noninterest-bearing funding sources	376,718	26	339,781	26
Total funding sources	$1,429,667	100%	$1,282,363	100%
Noninterest-earning assets
Cash and due from banks	$16,361		16,272
Goodwill	25,687		25,637
Other	121,634		121,711
Total noninterest-earning assets	$163,682		163,620
Noninterest-bearing funding sources
Deposits	$303,127		280,229
Other liabilities	56,985		58,178
Total equity	180,288		164,994
Noninterest-bearing funding sources used to fund earning assets	(376,718)		(339,781)
Net noninterest-bearing funding sources	$163,682		163,620
Total assets	$1,593,349		1,445,983

(1)	Nonaccrual loans are included in their respective loan categories.

Earnings Performance (continued)

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)
			2014			2013
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$241,282	0.28%	$673	154,902	0.32%	$489
Trading assets	55,140	3.10	1,712	44,745	3.14	1,406
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	10,400	1.64	171	6,750	1.66	112
Securities of U.S. states and political subdivisions	43,138	4.29	1,852	39,922	4.38	1,748
Mortgage-backed securities:
Federal agencies	114,076	2.84	3,235	107,148	2.83	3,031
Residential and commercial	26,475	6.03	1,597	30,717	6.47	1,988
Total mortgage-backed securities	140,551	3.44	4,832	137,865	3.64	5,019
Other debt and equity securities	47,488	3.66	1,741	55,002	3.53	1,940
Total available-for-sale securities	241,577	3.56	8,596	239,539	3.68	8,819
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	17,239	2.23	385	—	—	—
Securities of U.S. states and political subdivisions	246	4.93	12	—	—	—
Federal agency mortgage-backed securities	5,921	2.55	151	701	3.09	22
Other debt securities	5,913	1.85	109	16	1.99	—
Held-to-maturity securities	29,319	2.24	657	717	3.06	22
Total investment securities	270,896	3.42	9,253	240,256	3.68	8,841
Mortgages held for sale (4)	19,018	4.03	767	35,273	3.66	1,290
Loans held for sale (4)	4,226	1.85	78	163	7.95	13
Loans:
Commercial:
Commercial and industrial - U.S.	204,819	3.35	6,869	185,813	3.66	6,807
Commercial and industrial - non U.S.	42,661	2.03	867	40,987	2.03	832
Real estate mortgage	112,710	3.64	4,100	107,316	3.94	4,233
Real estate construction	17,676	4.21	744	16,537	4.76	787
Lease financing	12,257	5.63	690	12,373	6.10	755
Total commercial	390,123	3.40	13,270	363,026	3.70	13,414
Consumer:
Real estate 1-4 family first mortgage	261,620	4.19	10,961	254,012	4.22	10,717
Real estate 1-4 family junior lien mortgage	62,510	4.30	2,686	70,264	4.29	3,014
Credit card	27,491	11.98	3,294	24,757	12.46	3,084
Automobile	53,854	6.27	3,377	48,476	6.94	3,365
Other revolving credit and installment	38,834	5.48	2,127	42,135	4.80	2,024
Total consumer	444,309	5.05	22,445	439,644	5.05	22,204
Total loans (4)	834,432	4.28	35,715	802,670	4.44	35,618
Other	4,673	5.54	259	4,354	5.39	235
Total earning assets	$1,429,667	3.39%	$48,457	1,282,363	3.73%	$47,892
Funding sources
Deposits:
Interest-bearing checking	$39,729	0.07%	$26	35,570	0.06%	$22
Market rate and other savings	585,854	0.07	403	550,394	0.08	450
Savings certificates	38,111	0.85	323	49,510	1.13	559
Other time deposits	51,434	0.40	207	28,090	0.69	194
Deposits in foreign offices	95,889	0.14	137	76,894	0.15	112
Total interest-bearing deposits	811,017	0.14	1,096	740,458	0.18	1,337
Short-term borrowings	60,111	0.10	62	54,716	0.13	71
Long-term debt	167,420	1.49	2,488	134,937	1.92	2,585
Other liabilities	14,401	2.65	382	12,471	2.46	307
Total interest-bearing liabilities	1,052,949	0.38	4,028	942,582	0.46	4,300
Portion of noninterest-bearing funding sources	376,718	—	—	339,781	—	—
Total funding sources	$1,429,667	0.28	4,028	1,282,363	0.33	4,300
Net interest margin and net interest income on a taxable-equivalent basis (5)		3.11%	$44,429		3.40%	$43,592
Noninterest-earning assets
Cash and due from banks	$16,361			16,272
Goodwill	25,687			25,637
Other	121,634			121,711
Total noninterest-earning assets	$163,682			163,620
Noninterest-bearing funding sources
Deposits	$303,127			280,229
Other liabilities	56,985			58,178
Total equity	180,288			164,994
Noninterest-bearing funding sources used to fund earning assets	(376,718)			(339,781)
Net noninterest-bearing funding sources	$163,682			163,620
Total assets	$1,593,349			1,445,983

(1)
Our average prime rate was 3.25% for 2014, 2013, 2012, 2011, and 2010, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.23%, 0.27%, 0.43%, 0.34%, and 0.34% for the same years, respectively.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

		2012			2011			2010
Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

$84,081	0.45%	$378	87,186	0.40%	$345	62,961	0.36%	$230
41,950	3.29	1,380	39,737	3.68	1,463	29,920	3.75	1,121

3,604	1.31	47	5,503	1.25	69	1,870	3.24	61
34,875	4.48	1,561	24,035	5.09	1,223	16,089	6.09	980

92,887	3.12	2,893	74,665	4.36	3,257	71,953	5.14	3,697
33,545	6.75	2,264	31,902	8.20	2,617	31,815	10.67	3,396
126,432	4.08	5,157	106,567	5.51	5,874	103,768	6.84	7,093
49,245	4.04	1,992	38,625	5.03	1,941	32,611	6.45	2,102
214,156	4.09	8,757	174,730	5.21	9,107	154,338	6.63	10,236

—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
214,156	4.09	8,757	174,730	5.21	9,107	154,338	6.63	10,236
48,955	3.73	1,825	37,232	4.42	1,644	36,716	4.73	1,736
661	6.22	41	1,104	5.25	58	3,773	2.67	101

173,913	4.01	6,981	157,608	4.37	6,894	149,576	4.80	7,186
38,838	2.34	910	35,042	2.13	745	27,176	2.53	688
105,492	4.19	4,416	102,320	4.07	4,167	98,558	3.90	3,839
18,047	4.97	897	21,672	4.88	1,057	31,306	3.36	1,052
13,067	7.18	939	13,223	7.52	994	13,735	9.16	1,258
349,357	4.05	14,143	329,865	4.20	13,857	320,351	4.38	14,023

235,011	4.55	10,704	227,676	4.90	11,156	236,673	5.21	12,321
80,887	4.28	3,460	90,755	4.33	3,930	101,598	4.45	4,525
22,809	12.68	2,892	21,556	13.04	2,811	22,542	13.38	3,017
44,986	7.54	3,390	43,834	8.14	3,568	43,986	8.88	3,905
42,174	4.57	1,928	43,458	4.56	1,980	45,451	4.44	2,017
425,867	5.25	22,374	427,279	5.49	23,445	450,250	5.73	25,785
775,224	4.71	36,517	757,144	4.93	37,302	770,601	5.17	39,808
4,438	4.70	209	4,929	4.12	203	5,849	3.56	207
$1,169,465	4.20%	$49,107	1,102,062	4.55%	$50,122	1,064,158	5.02%	$53,439

$30,564	0.06%	$19	47,705	0.08%	$40	60,941	0.12%	$72
505,310	0.12	592	464,450	0.18	836	416,877	0.26	1,088
59,484	1.31	782	69,711	1.43	995	87,133	1.43	1,247
13,363	1.68	225	13,126	2.04	268	14,654	2.07	302
67,920	0.16	109	61,566	0.22	136	55,097	0.22	123
676,641	0.26	1,727	656,558	0.35	2,275	634,702	0.45	2,832
51,196	0.18	94	51,781	0.18	94	46,824	0.22	106
127,547	2.44	3,110	141,079	2.82	3,978	185,426	2.64	4,888
10,032	2.44	245	10,955	2.88	316	6,863	3.31	227
865,416	0.60	5,176	860,373	0.77	6,663	873,815	0.92	8,053
304,049	—	—	241,689	—	—	190,343	—	—
$1,169,465	0.44	5,176	1,102,062	0.61	6,663	1,064,158	0.76	8,053
	3.76%	$43,931		3.94%	$43,459		4.26%	$45,386

$16,303			17,388			17,618
25,417			24,904			24,824
130,450			125,911			120,338
$172,170			168,203			162,780

$263,863			215,242			183,008
61,214			57,399			47,877
151,142			137,251			122,238
(304,049)			(241,689)			(190,343)
$172,170			168,203			162,780
$1,341,635			1,270,265			1,226,938

(3)	The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $902 million, $792 million, $701 million, $696 million and $629 million for 2014, 2013, 2012, 2011 and 2010, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

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

Table 6: Analysis of Changes of Net Interest Income
	Year ended December 31,
	2014 over 2013			2013 over 2012
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$252	(68)	184	245	(134)	111
Trading assets	324	(18)	306	90	(64)	26
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	60	(1)	59	49	16	65
Securities of U.S. states and political subdivisions	140	(36)	104	223	(36)	187
Mortgage-backed securities:
Federal agencies	193	11	204	421	(283)	138
Residential and commercial	(262)	(129)	(391)	(185)	(91)	(276)
Total mortgage-backed securities	(69)	(118)	(187)	236	(374)	(138)
Other debt and equity securities	(270)	71	(199)	217	(269)	(52)
Total available-for-sale securities	(139)	(84)	(223)	725	(663)	62
Held-to-maturity securities	643	(8)	635	22	—	22
Mortgages held for sale	(643)	120	(523)	(502)	(33)	(535)
Loans held for sale	82	(17)	65	(37)	9	(28)
Loans:
Commercial:
Commercial and industrial - U.S.	664	(602)	62	459	(633)	(174)
Commercial and industrial - non U.S.	35	—	35	48	(126)	(78)
Real estate mortgage	203	(336)	(133)	77	(260)	(183)
Real estate construction	52	(95)	(43)	(73)	(37)	(110)
Lease financing	(7)	(58)	(65)	(48)	(136)	(184)
Total commercial	947	(1,091)	(144)	463	(1,192)	(729)
Consumer:
Real estate 1-4 family first mortgage	320	(76)	244	825	(812)	13
Real estate 1-4 family junior lien mortgage	(335)	7	(328)	(454)	8	(446)
Credit card	332	(122)	210	243	(51)	192
Automobile	354	(342)	12	254	(279)	(25)
Other revolving credit and installment	(167)	270	103	(2)	98	96
Total consumer	504	(263)	241	866	(1,036)	(170)
Total loans	1,451	(1,354)	97	1,329	(2,228)	(899)
Other	17	7	24	(4)	30	26
Total increase (decrease) in interest income	1,987	(1,422)	565	1,868	(3,083)	(1,215)
Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	2	2	4	3	—	3
Market rate and other savings	21	(68)	(47)	55	(197)	(142)
Savings certificates	(114)	(122)	(236)	(123)	(100)	(223)
Other time deposits	117	(104)	13	152	(183)	(31)
Deposits in foreign offices	32	(7)	25	11	(8)	3
Total interest-bearing deposits	58	(299)	(241)	98	(488)	(390)
Short-term borrowings	7	(16)	(9)	6	(29)	(23)
Long-term debt	551	(648)	(97)	171	(696)	(525)
Other liabilities	50	25	75	61	1	62
Total increase (decrease) in interest expense	666	(938)	(272)	336	(1,212)	(876)
Increase (decrease) in net interest income on a taxable-equivalent basis	$1,321	(484)	837	1,532	(1,871)	(339)

Noninterest Income

Table 7: Noninterest Income
	Year ended December 31,
(in millions)	2014	2013	2012
Service charges on deposit accounts	$5,050	5,023	4,683
Trust and investment fees:
Brokerage advisory, commissions and other fees	9,183	8,395	7,524
Trust and investment management	3,387	3,289	3,080
Investment banking	1,710	1,746	1,286
Total trust and investment fees	14,280	13,430	11,890
Card fees	3,431	3,191	2,838
Other fees:
Charges and fees on loans	1,316	1,540	1,746
Merchant processing fees	726	669	583
Cash network fees	507	493	470
Commercial real estate brokerage commissions	469	338	307
Letters of credit fees	390	410	441
All other fees	941	890	972
Total other fees	4,349	4,340	4,519
Mortgage banking:
Servicing income, net	3,337	1,920	1,378
Net gains on mortgage loan origination/sales activities	3,044	6,854	10,260
Total mortgage banking	6,381	8,774	11,638
Insurance	1,655	1,814	1,850
Net gains from trading activities	1,161	1,623	1,707
Net gains (losses) on debt securities	593	(29)	(128)
Net gains from equity investments	2,380	1,472	1,485
Lease income	526	663	567
Life insurance investment income	558	566	757
All other	456	113	1,050
Total	$40,820	40,980	42,856

Noninterest income of $40.8 billion represented 48% of revenue for 2014 compared with $41.0 billion, or 49%, for 2013 and $42.9 billion, or 50%, for 2012. The decrease in noninterest income in 2014 was primarily due to a decline in mortgage banking, partially offset by growth in many of our other businesses including debit card, corporate banking, principal investments, asset-backed finance, equipment finance, international, venture capital, wealth management and retail brokerage. Excluding mortgage banking, noninterest income increased $2.2 billion from a year ago.
Service charges on deposit accounts increased $27 million from 2013 due to account growth, new commercial product sales and commercial product re-pricing, partially offset by changes we implemented in early October 2014 designed to provide customers with more real time information to manage their deposit accounts and avoid overdrafts. Service charges on deposit accounts in 2013 increased $340 million, or 7%, from 2012 due to primary consumer checking customer growth, product changes and customer adoption of overdraft services.
Brokerage advisory, commissions and other fees are received for providing services to full-service and discount brokerage customers. Income from these brokerage-related activities include asset-based fees, which are based on the market value of the customer’s assets, and transactional commissions based on the number and size of transactions executed at the customer’s direction. These fees increased to $9.2 billion in 2014, from $8.4 billion and $7.5 billion in 2013 and 2012, respectively. The increase in brokerage income was predominantly due to higher asset-based fees as a result of higher market values and growth in assets under management, partially offset by a decrease in brokerage transaction revenue. Retail brokerage client assets totaled $1.42 trillion at December 31, 2014, up 4% from $1.36 trillion at

December 31, 2013, which was up 12% from $1.22 trillion at December 31, 2012.
We earn trust and investment management fees from managing and administering assets, including mutual funds, corporate trust, personal trust, employee benefit trust and agency assets. Trust and investment management fees are largely based on a tiered scale relative to the market value of the assets under management or administration. These fees increased to $3.4 billion in 2014 from $3.3 billion in 2013 and $3.1 billion in 2012, primarily due to growth in assets under management reflecting higher market values. At December 31, 2014, these assets totaled $2.5 trillion, an increase from $2.4 trillion and $2.2 trillion at December 31, 2013 and 2012, respectively.
We earn investment banking fees from underwriting debt and equity securities, arranging loan syndications, and performing other related advisory services. Investment banking fees remained unchanged at $1.7 billion in 2014 compared with 2013 as higher advisory services results were offset by lower loan syndication and origination fees. Investment banking fees increased $460 million in 2013 compared with 2012, primarily due to increased loan syndication volume and equity originations.
Card fees were $3.4 billion in 2014, compared with $3.2 billion in 2013 and $2.8 billion in 2012. Card fees increased in 2014 and 2013 primarily due to account growth and increased purchase activity.
Other fees of $4.3 billion in 2014 were unchanged compared with 2013 as a decline in charges and fees on loans was offset by an increase in commercial real estate brokerage commissions. Other fees in 2013 declined $179 million compared with 2012 due to a decline in charges and fees on loans. Charges and fees on loans decreased to $1.3 billion in 2014 compared with $1.5 billion and $1.7 billion in 2013 and 2012, respectively, primarily due to the phase out of the direct deposit advance product during the first half of 2014. Commercial real estate brokerage commissions increased to $469 million in 2014 compared with $338 million in 2013 and $307 million in 2012, driven by increased sales and other property-related activities including financing and advisory services.
Mortgage banking income, consisting of net servicing income and net gains on loan origination/sales activities, totaled $6.4 billion in 2014, compared with $8.8 billion in 2013 and $11.6 billion in 2012.
In addition to servicing fees, net mortgage loan servicing income includes amortization of commercial mortgage servicing rights (MSRs), changes in the fair value of residential MSRs during the period, as well as changes in the value of derivatives (economic hedges) used to hedge the residential MSRs. Net servicing income of $3.3 billion for 2014 included a $1.4 billion net MSR valuation gain ($2.1 billion decrease in the fair value of the MSRs offset by a $3.5 billion hedge gain). Net servicing income of $1.9 billion for 2013 included a $489 million net MSR valuation gain ($3.4 billion increase in the fair value of the MSRs offset by a $2.9 billion hedge loss), and net servicing income of $1.4 billion for 2012 included a $681 million net MSR valuation gain ($2.9 billion decrease in the fair value of MSRs offset by a $3.6 billion hedge gain). The lower net MSR valuation gain in 2013, compared with 2014, was attributable to MSR valuation adjustments associated with higher prepayments and increases in servicing and foreclosure costs.
Our portfolio of loans serviced for others was $1.86 trillion at December 31, 2014, $1.90 trillion at December 31, 2013, and $1.91 trillion at December 31, 2012. At December 31, 2014, the ratio of MSRs to related loans serviced for others was 0.75%,

Earnings Performance (continued)

compared with 0.88% at December 31, 2013 and 0.67% at December 31, 2012. See the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for additional information regarding our MSRs risks and hedging approach.
Net gains on mortgage loan origination/sale activities were $3.0 billion in 2014, compared with $6.9 billion in 2013 and $10.3 billion in 2012. The decrease from 2013 and 2012 was primarily driven by lower origination volume and margins. Mortgage loan originations were $175 billion in 2014, of which 68% were for home purchases, compared with $351 billion and 47%, respectively, for 2013 and $524 billion and 35%, respectively, for 2012. Mortgage applications were $262 billion in 2014, compared with $438 billion in 2013 and $736 billion in 2012. The 1-4 family first mortgage unclosed pipeline was $26 billion at December 31, 2014, compared with $25 billion at December 31, 2013 and $81 billion at December 31, 2012. For additional information about our mortgage banking activities and results, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section and Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
Net gains on mortgage loan origination/sales activities include adjustments to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties, and early payment default clauses in mortgage sale contracts. For 2014, we released a net $140 million from the repurchase liability, compared with a provision of $428 million for 2013 and $1.9 billion for 2012. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.
We engage in trading activities primarily to accommodate the investment activities of our customers, execute economic hedging to manage certain of our balance sheet risks and for a very limited amount of proprietary trading for our own account. Net gains (losses) from trading activities, which reflect unrealized changes in fair value of our trading positions and realized gains and losses, were $1.2 billion in 2014, $1.6 billion in 2013 and $1.7 billion in 2012. The year-over-year decrease in 2014 was driven by lower trading from customer accommodation activity within our capital markets business and lower deferred compensation gains (offset in employee benefits expense), and the decrease in 2013 from 2012 was largely driven by lower results in customer accommodation activity. Net gains from trading activities do not include interest and dividend income and expense on trading securities. Those amounts are reported within interest income from trading assets and other interest expense from trading liabilities. Interest and fees related to proprietary trading are reported in their corresponding income statement line items. Proprietary trading activities are not significant to our client-focused business model. For additional information about proprietary and other trading, see the “Risk Management – Asset/Liability Management – Market Risk – Trading Activities” section in this Report.

Net gains on debt and equity securities totaled $3.0 billion for 2014 and $1.4 billion for both 2013 and 2012, after other-than-temporary impairment (OTTI) write-downs of $322 million, $344 million and $416 million, respectively, for the same periods. The increase in net gains on debt and equity securities reflected the benefit of strong public and private equity markets.
All other income was $456 million for 2014 compared with $113 million in 2013 and $1.1 billion in 2012. All other income includes ineffectiveness recognized on derivatives that qualify for hedge accounting, losses on low-income housing tax credit investments, foreign currency adjustments and income from investments accounted for under the equity method, any of which can cause decreases and net losses in other income. Higher other income for 2014 compared with a year ago primarily reflected larger ineffectiveness gains on derivatives that qualify for hedge accounting, a gain on sale of government-guaranteed student loans in fourth quarter 2014, and a gain on sale of 40 insurance offices in second quarter 2014. These were partially offset by lower income from equity method investments.

Noninterest Expense

Table 8: Noninterest Expense
	Year ended December 31,
(in millions)	2014	2013	2012
Salaries	$15,375	15,152	14,689
Commission and incentive compensation	9,970	9,951	9,504
Employee benefits	4,597	5,033	4,611
Equipment	1,973	1,984	2,068
Net occupancy	2,925	2,895	2,857
Core deposit and other intangibles	1,370	1,504	1,674
FDIC and other deposit assessments	928	961	1,356
Outside professional services	2,689	2,519	2,729
Operating losses	1,249	821	2,235
Outside data processing	1,034	983	910
Contract services	975	935	1,011
Travel and entertainment	904	885	839
Postage, stationery and supplies	733	756	799
Advertising and promotion	653	610	578
Foreclosed assets	583	605	1,061
Telecommunications	453	482	500
Insurance	422	437	453
Operating leases	220	204	109
All other	1,984	2,125	2,415
Total	$49,037	48,842	50,398

Noninterest expense was $49.0 billion in 2014, up slightly from $48.8 billion in 2013, which was down 3% from $50.4 billion in 2012. The increase in 2014 was driven predominantly by higher operating losses ($1.2 billion, up from $821 million in 2013) and higher outside professional services ($2.7 billion, up from $2.5 billion in 2013), partially offset by lower personnel expenses ($29.9 billion, down from $30.1 billion in 2013). The decrease in 2013 from 2012 was driven by lower operating losses, lower foreclosed assets expense and lower FDIC and other deposit assessments, as well as the completion of Wachovia merger integration activities in first quarter 2012.
Personnel expenses, which include salaries, commissions, incentive compensation and employee benefits, were down $194 million, or 1%, in 2014 compared with 2013, due to lower deferred compensation plan expense (offset in trading revenue) and other employee benefit costs, and reduced staffing and lower volume-related compensation in our mortgage business. These decreases were partially offset by higher revenue-based compensation, annual salary increases, and increased staffing for risk management and our non-mortgage businesses. For 2013, these expenses were up 5% compared with 2012, due to annual salary increases and related salary taxes, higher revenue-based compensation, and higher employee benefit costs.

Outside professional services were up 7% in 2014 compared with 2013 due to continued investments by our businesses in their service delivery systems and in our risk management infrastructure to meet increased regulatory and compliance requirements as well as evolving cybersecurity risk.
Operating losses were up $428 million, or 52%, in 2014 compared with 2013, predominantly due to higher litigation accruals.
All other expenses of $2.0 billion in 2014 were down slightly from $2.1 billion in 2013, which were down from $2.4 billion in 2012. The decrease in 2013 compared with 2012 was primarily due to a $250 million charitable contribution to Wells Fargo Foundation in 2012.
Our full year 2014 efficiency ratio improved slightly to 58.1% compared with 58.3% in 2013. The Company expects to operate within its targeted efficiency ratio range of 55% - 59% for full year 2015.

Income Tax Expense
The 2014 annual effective tax rate was 30.9% compared with 32.2% in 2013 and 32.5% in 2012. The effective tax rate for 2014 included a net reduction in the reserve for uncertain tax positions primarily due to the resolution of prior period matters with state taxing authorities. The effective tax rate for 2013 included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment. The 2012 effective tax rate included a tax benefit resulting from the surrender of previously written-down Wachovia life insurance investments. See Note 21 (Income Taxes) to Financial Statements in this Report for information regarding tax matters related to undistributed foreign earnings.

Earnings Performance (continued)

Operating Segments
We are organized for management reporting purposes into three operating segments: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement (WBR). These segments are defined by product type and customer segment and their results are based on our management accounting process, for which there is no comprehensive, authoritative financial accounting guidance equivalent to generally accepted accounting principles (GAAP). In addition to measuring financial performance, each of our operating segments monitors cross-sell metrics to measure the extent they are satisfying our customers’ financial needs. The following discussion presents our methodology for measuring cross-sell for each of our operating segments, and along with Tables 9, 9a, 9b and 9c, presents our results by operating segment. For additional financial information and the underlying management accounting process, see Note 24 (Operating Segments) to Financial Statements in this Report.

Table 9: Operating Segment Results – Highlights
	Year ended December 31,
(in millions, except average balances which are in billions)	Community Banking	Wholesale Banking	Wealth, Brokerage and Retirement	Other (1)	Consolidated Company
2014
Revenue	$50,862	23,482	14,218	(4,215)	84,347
Provision (reversal of provision) for credit losses	1,681	(266)	(50)	30	1,395
Net income (loss)	14,180	7,584	2,083	(790)	23,057

Average loans	$503.2	313.4	52.1	(34.3)	834.4
Average core deposits	642.3	274.0	154.9	(67.6)	1,003.6

2013
Revenue	$50,339	24,064	13,203	(3,826)	83,780
Provision (reversal of provision) for credit losses	2,755	(445)	(16)	15	2,309
Net income (loss)	12,732	8,133	1,712	(699)	21,878

Average loans	$499.3	287.7	46.1	(30.4)	802.7
Average core deposits	620.1	237.2	150.1	(65.3)	942.1

2012
Revenue	$53,405	24,092	12,160	(3,571)	86,086
Provision (reversal of provision) for credit losses	6,835	286	125	(29)	7,217
Net income (loss)	10,492	7,774	1,328	(697)	18,897

Average loans	$487.1	273.8	42.7	(28.4)	775.2
Average core deposits	591.2	227.0	137.5	(61.8)	893.9

(1)
Includes items not assigned to a specific business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

Cross-sell Our cross-sell strategy is to increase the number of products our customers use by offering them all of the financial products that satisfy their financial needs. We track our cross-sell activities based on whether the customer is a retail banking household or has a wholesale banking relationship. A retail banking household is a household that uses at least one of the following retail products - a demand deposit account, savings account, savings certificate, individual retirement account (IRA) certificate of deposit, IRA savings account, personal line of credit, personal loan, home equity line of credit or home equity loan. A household is determined based on aggregating all accounts with the same address. For our wholesale banking relationships, we aggregate all related entities under common ownership or control.
We report cross-sell metrics for our Community Banking and WBR operating segments based on the average number of retail products used per retail banking household. For Community Banking the cross-sell metric represents the relationship of all retail products used by customers in retail banking households. For WBR the cross-sell metric represents the relationship of all retail products used by customers in retail banking households who are also WBR customers.
Products included in our retail banking household cross-sell metrics must be retail products and have the potential for revenue generation and long-term viability. Products and services that generally do not meet these criteria - such as ATM cards, online banking and direct deposit - are not included. In addition, multiple holdings by a brokerage customer within an investment category, such as common stock, mutual funds or bonds, are counted as a single product. We may periodically update the products included in our cross-sell metrics to account for changes in our product offerings.
For our Wholesale Banking operating segment cross-sell represents the average number of Wholesale Banking (non-retail) products used per Wholesale Banking customer relationship. What we include as products in the cross-sell metric comes from a defined set of revenue generating products within the following product families: credit, treasury management, deposits, risk management, foreign exchange, capital markets and advisory, investments, insurance, trade financing, and trust and servicing. The number of customer relationships is based on tax identification numbers adjusted to combine those entities under common ownership or another structure indicative of a single relationship and includes only relationships that produced revenue for the period of measurement.

Operating Segment Results
The following discussion provides a description of each of our operating segments, including cross-sell metrics and financial results.

COMMUNITY BANKING offers a complete line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and auto, student, and small business lending. These products also include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. through its Regional Banking and Wells Fargo Home Lending business units. The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations in support of the other operating segments and results of investments in our affiliated venture capital partnerships. Our retail banking household cross-sell was 6.17 products per household in November 2014, up from 6.16 in November 2013 and 6.05 in November 2012. The November 2014 cross-sell ratio included the acquisition of an existing private label and co-branded credit card loan portfolio in connection with a new program agreement with Dillard's, Inc. (Dillard's), a major retail department store. We believe there is more opportunity for cross-sell as we continue to earn more business from our customers. Our goal is eight products per household, which is approximately one-half of our estimate of potential demand for an average U.S. household. In November 2014, one of every four of our retail banking households had eight or more of our products. Table 9a provides additional financial information for Community Banking.

Table 9a - Community Banking
	Year ended December 31,
(in millions, except average balances which are in billions)	2014	2013	2012
Net interest income	$29,709	28,839	29,045
Noninterest income:
Service charges on deposit accounts	3,386	3,463	3,298
Trust and investment fees:
Brokerage advisory, commissions and other fees	1,796	1,603	1,401
Trust and investment management	817	755	699
Investment banking (1)	(80)	(77)	(41)
Total trust and investment fees	2,533	2,281	2,059
Card fees	3,167	2,958	2,638
Other fees	2,296	2,342	2,294
Mortgage banking	6,011	8,335	11,235
Insurance	127	130	147
Net gains from trading activities	134	244	133
Net gains (losses) on debt securities	253	(77)	(120)
Net gains from equity investments (2)	1,731	1,033	875
Other income of the segment	1,515	791	1,801
Total noninterest income	21,153	21,500	24,360

Total revenue	50,862	50,339	53,405

Provision for credit losses	1,681	2,755	6,835
Noninterest expense:
Personnel expense	17,077	17,693	17,195
Equipment	1,740	1,733	1,759
Net occupancy	2,181	2,133	2,093
Core deposit and other intangibles	629	697	781
FDIC and other deposit assessments	584	621	907
Outside professional services	1,124	1,117	1,311
Operating losses	1,065	698	2,029
Other expense of the segment	3,726	4,031	4,765
Total noninterest expense	28,126	28,723	30,840
Income before income tax expense and noncontrolling interests	21,055	18,861	15,730
Income tax expense	6,350	5,799	4,774
Net income from noncontrolling interests (3)	525	330	464
Net income	$14,180	12,732	10,492
Average loans	$503.2	499.3	487.1
Average core deposits	642.3	620.1	591.2

(1)	Represents syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.

(2)	Predominantly represents gains resulting from venture capital investments.

(3)	Reflects results attributable to noncontrolling interests primarily associated with the Company’s consolidated merchant services joint venture and venture capital investments.

Earnings Performance (continued)

Community Banking reported net income of $14.2 billion in 2014, up $1.4 billion, or 11%, from $12.7 billion in 2013, which was up 21% from $10.5 billion in 2012. Revenue was $50.9 billion in 2014, an increase of $523 million, or 1%, compared with $50.3 billion in 2013, which was down 6% compared with $53.4 billion in 2012. The increase in revenue for 2014 was primarily driven by higher net interest income, gains on sale of equity investments and debt securities, higher trust and investment fees, and higher card fees, partially offset by lower mortgage banking revenue, the phase out of the direct deposit advance product during the first half of 2014, and lower deferred compensation plan investment gains (offset in employee benefits expense). Higher other income for 2014 compared with a year ago reflected larger ineffectiveness gains on derivatives that qualify for hedge accounting and a gain on sale of government guaranteed student loans in fourth quarter 2014. The decrease in 2013 was a result of lower mortgage banking revenue, partially offset by higher trust and investment fees, and revenue from debit, credit and merchant card volumes. Lower other segment income for 2013 compared with 2012 was due to larger ineffectiveness losses on derivatives that qualify for hedge accounting and interest-related valuation changes on certain mortgage-related assets carried at fair value. Average core deposits increased $22.2 billion in 2014, or 4%, from 2013, which increased $28.9 billion, or 5%, from 2012. Noninterest expense decreased $597 million in 2014, or 2%, from 2013, which declined $2.1 billion, or 7%, from 2012. The decrease in noninterest expense for 2014 largely reflected lower mortgage volume-related expenses and deferred compensation expense (offset in revenue), partially offset by higher operating losses. The decrease in noninterest expense for 2013 reflected lower FDIC and other deposit insurance assessments primarily due to lower FDIC assessment rates. The provision for credit losses of $1.7 billion in 2014 was 39% lower than 2013, which was $2.8 billion, or 60%, lower than 2012, due to improved performance of the consumer real estate portfolio in both 2014 and 2013.

WHOLESALE BANKING provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $20 million. Products and business segments include Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, Asset Backed Finance, and Asset Management. Wholesale Banking cross-sell was 7.2 products per relationship in September 2014, up from 7.1 in September 2013 and 6.8 in September 2012. Table 9b provides additional financial information for Wholesale Banking.

Table 9b - Wholesale Banking
	Year ended December 31,
(in millions, except average balances which are in billions)	2014	2013	2012
Net interest income	$11,955	12,298	12,648
Noninterest income:
Service charges on deposit accounts	1,663	1,559	1,383
Trust and investment fees:
Brokerage advisory, commissions and other fees	333	270	235
Trust and investment management	1,824	1,789	1,672
Investment banking	1,803	1,839	1,341
Total trust and investment fees	3,960	3,898	3,248
Card fees	262	231	200
Other fees	2,048	1,993	2,219
Mortgage banking	370	426	407
Insurance	1,352	1,559	1,585
Net gains from trading activities	872	1,211	1,426
Net gains (losses) on debt securities	335	45	(13)
Net gains from equity investments	636	425	511
Other income of the segment	29	419	478
Total noninterest income	11,527	11,766	11,444

Total revenue	23,482	24,064	24,092

Provision (reversal of provision) for credit losses	(266)	(445)	286
Noninterest expense:
Personnel expense	7,093	6,763	6,315
Equipment	186	194	268
Net occupancy	442	454	441
Core deposit and other intangibles	391	425	473
FDIC and other deposit assessments	269	259	313
Outside professional services	1,107	1,023	953
Operating losses	98	43	193
Other expense of the segment	3,389	3,217	3,126
Total noninterest expense	12,975	12,378	12,082
Income before income tax expense and noncontrolling interest	10,773	12,131	11,724
Income tax expense	3,165	3,984	3,943
Net income from noncontrolling interest	24	14	7
Net income	$7,584	8,133	7,774
Average loans	$313.4	287.7	273.8
Average core deposits	274.0	237.2	227.0

Wholesale Banking reported net income of $7.6 billion in 2014, down $549 million, or 7%, from $8.1 billion in 2013, which was up 5% from $7.8 billion in 2012. The year over year decrease in net income during 2014 was the result of lower revenues, increased noninterest expense and higher provision for credit losses. The year over year increase in net income during 2013 was the result of improvement in provision for credit losses and stable revenue performance partially offset by increased noninterest expense. Revenue in 2014 of $23.5 billion decreased $582 million, or 2%, from $24.1 billion in 2013, as growth in asset backed finance, asset management, commercial real estate brokerage, corporate banking, equipment finance, international, principal investing and treasury management was more than offset by lower PCI resolution income as well as lower crop insurance fee income. Revenue in 2013 of $24.1 billion was flat from 2012, as business growth from asset backed finance, asset management, capital markets and commercial real estate was offset by lower PCI resolution income.

Net interest income of $12.0 billion in 2014 decreased $343 million, or 3%, from 2013, which was down 3% from 2012. The decrease in 2014 and 2013 was due to lower PCI resolutions and net interest margin compression due to declining loan yields and fees that was partially offset by increased interest income primarily from strong loan growth. Average loans of $313.4 billion in 2014 increased $25.7 billion, or 9%, from $287.7 billion in 2013, which was up 5% from $273.8 billion in 2012. The loan growth in 2014 and 2013 was broad based across many Wholesale Banking businesses. Average core deposits of $274.0 billion in 2014 increased $36.8 billion, or 16%, from 2013 which was up 4%, from 2012, reflecting continued strong customer liquidity for both years.
Noninterest income of $11.5 billion in 2014 decreased $239 million, or 2%, from 2013 as business growth in asset backed finance, asset management, commercial real estate brokerage, corporate banking, equipment finance, international, principal investing and treasury management was more than offset by lower customer accommodation related gains on

Earnings Performance (continued)

trading assets, lower insurance income related to a decline in crop insurance fee income and the 2014 divestiture of 40 insurance offices, and lower other income. The reduction in other income was caused by the financial results of low-income housing tax credits and other nonmarketable investments which are accounted for under the equity accounting method, partially offset by a gain on the divestiture of the 40 insurance offices. Noninterest income of $11.8 billion in 2013 increased $322 million, or 3%, from 2012 due to strong growth in asset backed finance, asset management, capital markets, commercial banking, commercial real estate and corporate banking. Noninterest expense in 2014 increased $597 million, or 5%, compared with 2013, which was up 2%, or $296 million, from 2012. The increase in both 2014 and 2013 was due to higher personnel expenses and higher non-personnel expenses related to growth initiatives and compliance and regulatory requirements. The provision for credit losses increased $179 million from 2013 due primarily to strong commercial loan growth in 2014. The provision for credit losses in 2013 decreased $731 million from 2012, due to lower loan losses.

WEALTH, BROKERAGE AND RETIREMENT provides a full range of financial advisory services to clients using a planning approach to meet each client's financial needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and fiduciary services. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra-high net worth families and individuals as well as endowments and foundations. Brokerage serves customers' advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses and reinsurance services for the life insurance industry. Wealth, Brokerage and Retirement cross-sell was 10.49 products per retail banking household in November 2014, up from 10.42 in November 2013 and 10.27 in November 2012. Table 9c provides additional financial information for Wealth, Brokerage and Retirement.

Table 9c - Wealth, Brokerage and Retirement
	Year ended December 31,
(in millions, except average balances which are in billions)	2014	2013	2012
Net interest income	$3,179	2,888	2,768
Noninterest income:
Service charges on deposit accounts	18	17	18
Trust and investment fees:
Brokerage advisory, commissions and other fees	8,855	8,133	7,299
Trust and investment management	1,595	1,532	1,435
Investment banking (1)	(13)	(16)	(14)
Total trust and investment fees	10,437	9,649	8,720
Card fees	4	4	1
Other fees	16	19	18
Mortgage banking	1	(24)	(38)
Insurance	176	125	118
Net gains from trading activities	155	171	151
Net gains on debt securities	5	3	5
Net gains from equity investments	13	14	99
Other income of the segment	214	337	300
Total noninterest income	11,039	10,315	9,392

Total revenue	14,218	13,203	12,160

Provision (reversal of provision) for credit losses	(50)	(16)	125
Noninterest expense:
Personnel expense	7,320	7,093	6,544
Equipment	51	63	47
Net occupancy	412	399	404
Core deposit and other intangibles	350	382	420
FDIC and other deposit assessments	127	136	236
Outside professional services	491	412	388
Operating losses	93	90	29
Other expense of the segment	2,063	1,880	1,825
Total noninterest expense	10,907	10,455	9,893
Income before income tax expense and noncontrolling interest	3,361	2,764	2,142
Income tax expense	1,276	1,050	814
Net income from noncontrolling interest	2	2	—
Net income	$2,083	1,712	1,328
Average loans	$52.1	46.1	42.7
Average core deposits	154.9	150.1	137.5

(1)	Represents syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.

Wealth, Brokerage and Retirement reported net income of $2.1 billion in 2014, up $371 million, or 22%, from 2013, which was up 29% from $1.3 billion in 2012. Net income growth in 2014 was driven by significant growth in noninterest income and net interest income. Growth in net income for 2013 was driven by higher noninterest income and lower provision for credit losses due to improved credit quality. Revenue of $14.2 billion in 2014 increased $1.0 billion from 2013, which was up 9% from $12.2 billion in 2012. The increase in revenue for both 2014 and 2013 was due to increases in both net interest income and noninterest income. Net interest income increased 10% in 2014 due to growth in investment portfolios and loan balances. Net interest income increased 4% in 2013 due to growth in loan balances and low-cost core deposits, partially offset by lower interest rates on the loan and investment portfolios.
Average loan balances of $52.1 billion in 2014 increased 13% from $46.1 billion in 2013, which was up 8% from $42.7 billion in 2012. Average core deposits in 2014 of $154.9 billion increased 3% from $150.1 billion in 2013, which was up 9% from

$137.5 billion in 2012. Noninterest income increased 7% in 2014 from 2013, largely due to strong growth in asset-based fees from growth in assets under management primarily from net inflows and improved market performance, partially offset by lower brokerage transaction revenue. Noninterest income increased 10% in 2013 from 2012, largely due to strong growth in asset-based fees from improved market performance and growth in assets under management, partially offset by reduced securities gains in the brokerage business. Noninterest expense of $10.9 billion for 2014 was up 4% from $10.5 billion in 2013, which was up 6% from $9.9 billion in 2012. The increase in 2014 was predominantly due to increased broker commissions and higher non-personnel expenses. The increase in 2013 was predominantly due to higher personnel expenses, primarily reflecting increased broker commissions. The provision for credit losses improved for both 2014 and 2013, driven by lower net charge-offs and continued improvement in credit quality.

Balance Sheet Analysis

At December 31, 2014, our assets totaled $1.7 trillion, up $163.7 billion from December 31, 2013. The predominant areas of asset growth were in federal funds sold and other short-term investments, which increased $44.6 billion, investment securities, which increased $48.6 billion, loans, which increased $40.3 billion ($50.0 billion excluding the transfer of $9.7 billion of government guaranteed student loans to loans held for sale at June 30, 2014), and trading assets, which increased $15.4 billion. Deposit growth of $89.1 billion, an increase in long-term debt of $30.9 billion, total equity growth of $14.3 billion and an increase in short-term borrowings of $9.6 billion from December 31, 2013, were the predominant sources that funded our asset growth for 2014. Equity growth benefited from $14.7 billion in earnings net of dividends paid. The strength of our business model produced record earnings and continued internal capital generation as reflected in our capital ratios at December 31, 2014. Tier 1 capital as a percentage of total risk-weighted assets increased to 12.45%, total capital increased to 15.53%, Tier 1 leverage decreased to 9.45%, and Common Equity Tier 1 (General Approach) increased to 11.04% at December 31, 2014, compared with 12.33%, 15.43%, 9.60%, and 10.82%, respectively, at December 31, 2013.
The following discussion provides additional information about the major components of our balance sheet. Information regarding our capital and changes in our asset mix is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

Investment Securities

Table 10: Investment Securities – Summary
	December 31, 2014			December 31, 2013
(in millions)	Amortized Cost	Net unrealized gain	Fair value	Amortized Cost	Net unrealized gain (loss)	Fair value
Available-for-sale securities:
Debt securities	$247,747	6,019	253,766	246,048	2,574	248,622
Marketable equity securities	1,906	1,770	3,676	2,039	1,346	3,385
Total available-for-sale securities	249,653	7,789	257,442	248,087	3,920	252,007
Held-to-maturity debt securities	55,483	876	56,359	12,346	(99)	12,247
Total investment securities (1)	$305,136	8,665	313,801	260,433	3,821	264,254

(1)	Available-for-sale securities are carried on the balance sheet at fair value. Held-to-maturity securities are carried on the balance sheet at amortized cost.

Table 10 presents a summary of our investment securities portfolio, which increased $48.6 billion from December 31, 2013, predominantly due to purchases of U.S. Treasury securities. The total net unrealized gains on available-for-sale securities were $7.8 billion at December 31, 2014, up from net unrealized gains of $3.9 billion at December 31, 2013, due primarily to a decrease in long-term interest rates.

The size and composition of the investment securities portfolio is largely dependent upon the Company’s liquidity and interest rate risk management objectives. Our business generates assets and liabilities, such as loans, deposits and long-term debt, which have different maturities, yields, re-pricing, prepayment characteristics and other provisions that expose us to interest rate and liquidity risk. The available-for-sale securities portfolio consists primarily of liquid, high quality U.S. Treasury and

Balance Sheet Analysis (continued)

federal agency debt, agency mortgage-backed securities (MBS), privately issued residential and commercial MBS, securities issued by U.S. states and political subdivisions, corporate debt securities, and highly rated collateralized loan obligations. Due to its highly liquid nature, the available-for-sale portfolio can be used to meet funding needs that arise in the normal course of business or due to market stress. Changes in our interest rate risk profile may occur due to changes in overall economic or market conditions, which could influence loan origination demand, prepayment speeds, or deposit balances and mix. In response, the available-for-sale securities portfolio can be rebalanced to meet the Company’s interest rate risk management objectives. In addition to meeting liquidity and interest rate risk management objectives, the available-for-sale securities portfolio may provide yield enhancement over other short-term assets. See the “Risk Management - Asset/Liability Management” section in this Report for more information on liquidity and interest rate risk. The held-to-maturity securities portfolio consists of high quality U.S. Treasury debt, securities issued by U.S. states and political subdivisions, agency MBS, asset-backed securities (ABS) primarily collateralized by auto loans and leases, and collateralized loan obligations, where our intent is to hold these securities to maturity and collect the contractual cash flows. The held-to-maturity portfolio may also provide yield enhancement over short-term assets.
We analyze securities for other-than-temporary impairment (OTTI) quarterly or more often if a potential loss-triggering event occurs. Of the $322 million in OTTI write-downs recognized in earnings in 2014, $49 million related to debt securities and $3 million related to marketable equity securities, which are each included in available-for-sale securities. Another $270 million in OTTI write-downs was related to nonmarketable equity investments, which are included in other assets. For a discussion of our OTTI accounting policies and underlying considerations and analysis see Note 1 (Summary of Significant Accounting Policies) and Note 5 (Investment Securities) to Financial Statements in this Report.

At December 31, 2014, investment securities included $46.9 billion of municipal bonds, of which 91.7% were rated “A-” or better based predominantly on external and, in some cases, internal ratings. Additionally, some of the securities in our total municipal bond portfolio are guaranteed against loss by bond insurers. These guaranteed bonds are substantially all investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. Our municipal bond holdings are monitored as part of our ongoing impairment analysis.
The weighted-average expected maturity of debt securities available-for-sale was 6.2 years at December 31, 2014. Because 54% of this portfolio is MBS, the expected remaining maturity is shorter than the remaining contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effects of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available-for-sale portfolio are shown in Table 11.

Table 11: Mortgage-Backed Securities
(in billions)	Fair value	Net unrealized gain (loss)	Expected remaining maturity (in years)
At December 31, 2014
Actual	136.4	4.1	4.4
Assuming a 200 basis point:
Increase in interest rates	124.8	(7.5)	6.5
Decrease in interest rates	140.4	8.1	2.5

The weighted-average expected maturity of debt securities held-to-maturity was 6.5 years at December 31, 2014. See Note 5 (Investment Securities) to Financial Statements in this Report for a summary of investment securities by security type.

Loan Portfolio
Total loans were $862.6 billion at December 31, 2014, up 5% from December 31, 2013. Table 12 provides a summary of total outstanding loans by non-strategic/liquidating and core loan portfolios. The decrease in the non-strategic/liquidating portfolios was $20.1 billion, while loans in the core portfolio grew $60.3 billion from December 31, 2013. Our core loan growth during 2014 included:

•
a $38.6 billion increase in commercial loans, reflecting broad-based growth in our portfolios, including $6.5 billion from the financing related to the sale of government guaranteed student loans out of loans held for sale in fourth quarter 2014. For additional information on the government guaranteed student loan sale, see Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report; and

•
a $21.7 billion increase in consumer loans, predominantly from growth in the nonconforming mortgage, automobile, credit card and other revolving credit and installment loan portfolios, partially offset by a decrease in the real estate 1-4 family junior lien mortgage portfolio and the transfer of the government guaranteed student loan portfolio to loans held for sale at the end of second quarter 2014. The increase in consumer loans also included the acquisition of an existing private label and co-branded credit card loan portfolio in fourth quarter 2014 in connection with the new Dillard's program agreement.

Additional information on the non-strategic and liquidating loan portfolios is included in Table 17 in the “Risk Management – Credit Risk Management” section in this Report.

Table 12: Loan Portfolios
	December 31, 2014			December 31, 2013
(in millions)	Core	Liquidating	Total	Core	Liquidating	Total
Commercial	$413,701	1,125	414,826	375,077	2,013	377,090
Consumer	388,062	59,663	447,725	366,343	78,853	445,196
Total loans	801,763	60,788	862,551	741,420	80,866	822,286
Change from prior year	$60,343	(20,078)	40,265	37,631	(13,696)	23,935

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

Table 13: Maturities for Selected Commercial Loan Categories
	December 31, 2014				December 31, 2013
(in millions)	Within one year	After one year through five years	After five years	Total	Within one year	After one year through five years	After five years	Total
Selected loan maturities:
Commercial and industrial	$76,216	172,801	22,778	271,795	71,921	140,430	23,007	235,358
Real estate mortgage	17,485	61,092	33,419	111,996	20,028	62,965	29,434	112,427
Real estate construction	6,079	11,312	1,337	18,728	6,207	9,282	1,445	16,934
Total selected loans	$99,780	245,205	57,534	402,519	98,156	212,677	53,886	364,719
Distribution of loans to changes in interest rates:
Loans at fixed interest rates	$15,574	25,429	20,002	61,005	14,802	23,846	14,690	53,338
Loans at floating/variable interest rates	84,206	219,776	37,532	341,514	83,354	188,831	39,196	311,381
Total selected loans	$99,780	245,205	57,534	402,519	98,156	212,677	53,886	364,719

Deposits
Deposits totaled $1.2 trillion at December 31, 2014, compared with $1.1 trillion at December 31, 2013. Table 14 provides additional information regarding deposits. Deposit growth of $89.1 billion from December 31, 2013 reflected continued customer-driven growth as well as liquidity-related issuances of term deposits. Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in “Earnings Performance – Net Interest Income” and Table 5 earlier in this Report. Total core deposits were $1.1 trillion at December 31, 2014, up $74.3 billion from $980.1 billion at December 31, 2013.

Balance Sheet Analysis (continued)

Table 14: Deposits
($ in millions)	Dec 31, 2014	% of total deposits	Dec 31, 2013	% of total deposits	% Change
Noninterest-bearing	$321,962	27%	$288,116	27%	12
Interest-bearing checking	41,713	4	37,346	3	12
Market rate and other savings	585,530	50	556,763	52	5
Savings certificates	35,354	3	41,567	4	(15)
Foreign deposits (1)	69,789	6	56,271	5	24
Core deposits	1,054,348	90	980,063	91	8
Other time and savings deposits	76,322	7	64,477	6	18
Other foreign deposits	37,640	3	34,637	3	9
Total deposits	$1,168,310	100%	$1,079,177	100%	8

(1)	Reflects Eurodollar sweep balances included in core deposits.

Equity
Total equity was $185.3 billion at December 31, 2014 compared with $171.0 billion at December 31, 2013. The increase was predominantly driven by a $14.7 billion increase in retained earnings from earnings net of dividends paid and a $2.1 billion increase in cumulative other comprehensive income (OCI). The increase in OCI was substantially due to a $3.9 billion

($2.4 billion after tax) increase in net unrealized gains on our investment securities portfolio resulting from a decrease in long-term interest rates. See Note 5 (Investment Securities) to Financial Statements in this Report for additional information.

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

Commitments to Lend and Purchase Securities
We enter into commitments to lend funds to customers, which are usually at a stated interest rate, if funded, and for specific purposes and time periods. When we make commitments, we are exposed to credit risk. However, the maximum credit risk for these commitments will generally be lower than the contractual amount because a significant portion of these commitments are not expected to be fully used or will expire without being used by the customer. For more information on lending commitments, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report. We also enter into commitments to purchase securities under resale agreements. For more information on these commitments, see Note 4 (Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments) to Financial Statements in this Report.

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

Guarantees and Certain Contingent Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations for loans and mortgages sold, and other types of arrangements.
For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees, Pledged Assets and Collateral) to Financial Statements in this Report.

Derivatives
We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Derivatives are recorded on the balance sheet at fair value and volumes can be measured in terms of the notional amount, which is generally not exchanged, but is used only as the basis on which interest and other payments are determined. The notional amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments.
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

Table 15 summarizes these contractual obligations as of December 31, 2014, excluding the projected cash payments for obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 15: Contractual Cash Obligations
(in millions)	Note(s) to Financial Statements	Less than 1 year	1-3 years	3-5 years	More than 5 years	Indeterminate maturity	Total
Contractual payments by period:
Deposits (1)	11	$103,409	13,275	4,411	3,785	1,043,430	1,168,310
Long-term debt (2)	7, 13	16,606	50,790	52,219	64,328	—	183,943
Interest (3)		2,455	3,568	2,394	10,063	—	18,480
Operating leases	7	1,148	1,937	1,449	2,521	—	7,055
Unrecognized tax obligations	21	50	—	—	—	2,932	2,982
Commitments to purchase debt and equity securities (4)		1,300	2	—	—	—	1,302
Purchase and other obligations (5)		493	461	83	10	—	1,047
Total contractual obligations		$125,461	70,033	60,556	80,707	1,046,362	1,383,119

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Balances are presented net of unamortized debt discounts and premiums and purchase accounting adjustments.

(3)
Represents the future interest obligations related to interest-bearing time deposits and long-term debt in the normal course of business including a net reduction of $27 billion related to hedges used to manage interest rate risk. These interest obligations assume no early debt redemption. We estimated variable interest rate payments using December 31, 2014, rates, which we held constant until maturity. We have excluded interest related to structured notes where our payment obligation is contingent on the performance of certain benchmarks.

(4)
Includes unfunded commitments to purchase debt and equity investments, excluding trade date payables, of $1.1 billion and $197 million, respectively. Our unfunded equity commitments include certain investments subject to the Volcker Rule, which we expect to divest in the near future. For additional information regarding the Volcker Rule, see the "Regulatory Reform" section in this Report. We have presented our contractual obligations on equity investments above in the maturing in less than one year category as there are no specified contribution dates in the agreements. These obligations may be requested at any time by the investment manager.

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

Transactions with Related Parties
The Related Party Disclosures topic of the Accounting Standards Codification (ASC) requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. We had no related party transactions required to be reported for the years ended December 31, 2014, 2013 and 2012.

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
Our risk culture seeks to promote proactive risk management and puts the customer first by implementing an ongoing program of training, performance management, and regular communication. Our risk culture also depends on the “tone at the top” set by our Board, CEO, and Operating Committee members. The Board and the Operating Committee are the starting point for establishing and reinforcing our risk culture and have overall and ultimate responsibility to provide oversight for the three lines of defense and the risks we take. The Board and the Operating Committee carry out their oversight through governance committees with specific risk management responsibilities described below.
Board Oversight of Risk
The Board allocates its oversight responsibilities across its seven standing committees, all of which report to the full Board. Each Board committee has defined authorities and responsibilities for considering a specific set of risk issues, as outlined in each of their charters and as summarized on the following chart, and works closely with management to understand and oversee the Company’s key risk exposures. Allocating risk responsibilities among each Board level committee increases the overall amount of attention devoted to risk management. The Risk Committee serves as a focal point for enterprise-wide risk issues, overseeing all key risks facing the Company, and supports and assists the other six Board level committees as they consider their specific risk issues. To ensure that the Risk Committee does not duplicate the risk oversight efforts of other Board committees, the Risk Committee includes the Chairs of each of the Board’s other standing committees to provide a comprehensive perspective on risk across the Company and across all individual risk types. In addition to providing a forum for risk issues at the Board level, the Risk Committee plays an active role in approving and overseeing the Company’s enterprise-wide risk management framework established by management to manage risk, and the functional framework and oversight policies established by management for each key risk type. The Risk Committee also reviews and approves the enterprise statement of risk appetite and the enterprise-wide limit structure, and actively monitors the risk profile relative to the approved risk appetite.

Board of Directors Annually approves overall enterprise risk appetite statement

Board Committees

Risk Committee
Oversight includes:
•
Enterprise-wide risk management framework, which outlines the policies, processes, and governance structures used to execute the Company’s risk management program
•
Functional framework and oversight policies, which outline roles and responsibilities for managing key risk types
•
Corporate Risk function, including performance of the Chief Risk Officer
•
Aggregate enterprise-wide risk profile and alignment of risk profile with Company strategy, goals, objectives, and risk appetite
•
Risk appetite statement, including changes in risk appetite, and adherence to risk limits
•
Risks associated with acquisitions and significant new business or strategic initiatives
•
Liquidity and funding risks, emerging risk, strategic risk, and cross-functional risk

Audit & Examination Committee
Oversight includes:
•
Internal controls over financial reporting
•
External auditor performance
•
Internal audit function, including performance of the Chief Auditor
•
Operational risk (including technology), compliance with legal and regulatory requirements, and financial crimes (BSA/AML) risk
•
Ethics, business conduct, and conflicts of interest program

Credit Committee
Oversight includes:
•
Credit risk, including high risk portfolios
•
Allowance for credit losses, including governance and methodology
•
Adherence to enterprise credit risk appetite metrics and concentration limits
•
Compliance with credit risk framework, policies and underwriting standards
•
Credit stress testing activities
•
Risk Asset Review organization, resources, and examinations of credit portfolios, processes, and practices

Corporate Responsibility Committee
Oversight includes:
•
Fair and responsible mortgage and other consumer lending reputational risks
•
Reputation, including with customers, as well as customer service and complaint matters
•
Social responsibility risks, including political and environmental risks
Human Resources Committee Oversight includes: • Compensation risk management • Talent management and succession planning

Governance & Nominating Committee Oversight includes: • Corporate governance compliance • Board and committee performance

Finance Committee
Oversight includes:
•
Interest rate risk, including the MSR
•
Market risk, including trading and derivative activities, and counterparty risks
•
Investment risk, including fixed-income, and equity portfolios
•
Capital adequacy assessment and planning, and stress testing activities
•
Annual financial plan

Risk Management (continued)

Management Oversight of Risk
In addition to the Board level committees that consider risk issues, the Company has established several management-level governance committees (governance committees) to support Wells Fargo leaders in carrying out their responsibilities to manage risk on a daily basis. Each governance committee has a defined set of authorities and responsibilities specific to a single risk type or set of risk types. Accordingly, risk governance committees are responsible for making decisions on risk issues in line with each committee’s authorities, or escalating issues up the committee structure for further consideration.
The Enterprise Risk Management Committee, chaired by the Wells Fargo Chief Risk Officer, oversees the management of all types of risk across the Company. The Enterprise Risk Management Committee reports into and escalates matters directly to the Board’s Risk Committee, and as such serves as the focal point for risk governance and monitoring at the management level. The Enterprise Risk Management Committee is responsible for monitoring and evaluating the Company’s risk profile relative to its risk appetite across risk types, businesses, and activities; providing active oversight of risk mitigation and the adequacy of risk management resources, skills, and capabilities across the enterprise; reporting periodically to senior management and the Board on the most significant current and emerging risks, risk management issues, initiatives, and concerns; and addressing key risk issues which are escalated to it by its members or its reporting committees.
A number of governance committees that are responsible for issues specific to an individual risk type report into the Enterprise Risk Management Committee, including the Market Risk Committee, the Corporate Model Risk Committee, the Counterparty Credit Risk Committee, the Operational Risk Management Committee, the Regulatory Compliance Risk Management Committee, the BSA/AML (Financial Crimes) Risk Committee, the International Oversight Committee, and the Legal Entity Governance Committee. Certain of these governance committees have dual escalation and/or informational reporting paths to the Board level committee primarily responsible for the oversight of the specific risk type.
The Market Risk Committee is responsible for addressing key market risk management issues related to the Company’s trading, hedging, market-making, and investment activities. The Corporate Model Risk Committee assists in evaluating and managing the Company’s exposure to model risk and conducts oversight of the model risk management processes. The Counterparty Credit Risk Committee provides broad oversight of Wells Fargo’s counterparty risk-taking activities and issuer concentration risk. The Operational Risk Management Committee’s primary responsibility is to understand operational risk issues and concerns and work with management across the Company to ensure risks are managed effectively. The mandates of the Regulatory Compliance Risk Management Committee and the BSA/AML (Financial Crimes) Risk Committee are to provide forums through which material regulatory compliance and BSA/AML risks of the Company, respectively, are appropriately identified, communicated, escalated, and managed within the Company’s corresponding risk management frameworks.

The International Oversight Committee provides broad oversight of the Company’s foreign risk exposure to ensure it is consistent with the overall risk appetite of the Company. The Legal Entity Governance Committee provides executive leadership and oversight of the legal entity lifecycle framework and related corporate policies.
While the Enterprise Risk Management Committee and the committees that report to it serve as the focal point for the management of enterprise-wide risk issues, the management of specific risk types is supported by additional management-level governance committees. These committees include the SOX Disclosure Committee, the Regulatory Reporting Oversight Committee, the Capital Reporting Sub-committee, which all report to the Board’s Audit & Examination Committee; the Stress Testing Committee, the Corporate Asset and Liability Committee, the Economic Scenario Approval Committee, which all report to the Board’s Finance Committee; the Allowance for Credit Losses Approval Committee, which reports to the Board’s Credit Committee; and the Incentive Compensation Committee and the Employee Benefit Review Committee, which both report to the Board’s Human Resources Committee.
These committees help management facilitate enterprise-wide understanding and monitoring of risks and challenges faced by the Company. Management’s corporate risk organization, which is part of the second line of defense, is headed by the Company’s Chief Risk Officer who, among other things, provides oversight, opines on the performance and strategy of all risks taken by the businesses, and provides credible challenge to risks incurred. The Chief Risk Officer, as well as the Chief Enterprise, Credit, Market, Compliance, Operational, Information Security and Financial Crimes Risk Officers as his or her direct reports, work closely with the Board’s committees and frequently provide reports and updates to the committees and the committee chairs on risk issues during and outside of regular committee meetings, as appropriate. The full Board receives reports at each of its meetings from the committee chairs about committee activities, including risk oversight matters, and receives a quarterly report from the Enterprise Risk Management Committee regarding current or emerging risk issues.

Operational Risk Management
Operational risk is the risk of loss resulting from inadequate or failed internal controls and processes, people and systems, or resulting from external events. These losses may be caused by events such as fraud, breaches of customer privacy, business disruptions, inappropriate employee behavior, vendors that do not perform their responsibilities and regulatory fines and penalties.
To address these risks, Wells Fargo maintains an operational risk management framework that includes the following objectives:

•	Provide a structured approach for identifying, measuring, managing, reporting, and monitoring operational risks across all areas of Wells Fargo;

•	Understand operational risk across the Company by establishing and maintaining an effective operational risk management program;

•	Adequately control operational risk-related losses;

•	Establish and hold an appropriate level of capital for such losses in accordance with regulatory guidance; and

•	Support the Board as it carries out its oversight duties and responsibilities relating to management’s establishment of an effective operational risk management program.

Wells Fargo’s operational risk management program seeks to accomplish these objectives by managing operational risk across the Company in a comprehensive, interconnected, and consistent manner, in line with the enterprise statement of risk appetite and relevant regulatory requirements.
The Audit & Examination Committee of the Board (A&E Committee) has primary responsibility for oversight of operational risk. In this capacity it reviews and approves the operational risk management framework and significant supporting risk policies and programs, including the Company’s business continuity, information security, and third party risk management policies and programs. The A&E Committee periodically reviews updates from management on the state of operational risk and the general condition of operational risk management in the Company.

At the management level, the Operational Risk Management Committee oversees operational risk management across the Company and informs and advises the Chief Operational Risk Officer on matters that affect the Company's operational risk profile.
Information security is a significant operational risk for financial institutions such as Wells Fargo, and includes the risk of losses resulting from cyber attacks. Wells Fargo and other financial institutions continue to be the target of various evolving and adaptive cyber attacks, including malware and denial-of-service, as part of an effort to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, or obtain confidential, proprietary or other information. Wells Fargo has not experienced any material losses relating to these or other cyber attacks. Addressing cybersecurity risks is a priority for Wells Fargo, and we continue to develop and enhance our controls, processes and systems in order to protect our networks, computers, software and data from attack, damage or unauthorized access. We are also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity threats. See the “Risk Factors” section in this Report for additional information regarding the risks associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyber attacks.

Credit Risk Management
We define credit risk as the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Credit risk exists with many of our assets and exposures such as debt security holdings, certain derivatives, and loans. The following discussion focuses on our loan portfolios, which represent the largest component of assets on our balance sheet for which we have credit risk. Table 16 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 16: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable
	Dec 31,	Dec 31,
(in millions)	2014	2013
Commercial:
Commercial and industrial	$271,795	235,358
Real estate mortgage	111,996	112,427
Real estate construction	18,728	16,934
Lease financing	12,307	12,371
Total commercial	414,826	377,090
Consumer:
Real estate 1-4 family first mortgage	265,386	258,507
Real estate 1-4 family junior lien mortgage	59,717	65,950
Credit card	31,119	26,882
Automobile	55,740	50,808
Other revolving credit and installment	35,763	43,049
Total consumer	447,725	445,196
Total loans	$862,551	822,286

We manage our credit risk by establishing what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our existing loan portfolios. We employ various credit risk management and monitoring activities to mitigate risks associated with multiple risk factors affecting loans we hold, could acquire or originate including:
•Loan concentrations and related credit quality
•Counterparty credit risk
•Economic and market conditions
•Legislative or regulatory mandates
•Changes in interest rates
•Merger and acquisition activities
•Reputation risk

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

Credit Quality Overview  Credit quality continued to improve during 2014 due in part to improving economic conditions, in particular the housing market, as well as our proactive credit risk management activities. The improvement occurred for both commercial and consumer portfolios as evidenced by their credit metrics:

•
Nonaccrual loans decreased to $2.2 billion and $10.6 billion in our commercial and consumer portfolios, respectively, at December 31, 2014, from $3.5 billion and $12.2 billion at December 31, 2013. Nonaccrual loans represented 1.49% of total loans at December 31, 2014, compared with 1.91% at December 31, 2013.

•
Net charge-offs as a percentage of average total loans improved to 0.35% in 2014 compared with 0.56% a year ago and were 0.01% and 0.65% in our commercial and consumer portfolios, respectively, compared with 0.06% and 0.98% in 2013.

•
Loans that are not government insured/guaranteed and 90 days or more past due and still accruing decreased to $47 million and $873 million in our commercial and consumer portfolios, respectively, at December 31, 2014, from $143 million and $902 million at December 31, 2013.

In addition to credit metric improvements, we continued to see improvement in various economic indicators such as home prices that influenced our evaluation of the allowance and provision for credit losses. Accordingly:

•	Our provision for credit losses decreased to $1.4 billion in 2014 from $2.3 billion in 2013.

•	The allowance for credit losses decreased to $13.2 billion or 1.53% of total loans, at December 31, 2014 from $15.0 billion or 1.82% of total loans, at December 31, 2013.

Additional information on our loan portfolios and our credit quality trends follows.

Non-Strategic and Liquidating Loan Portfolios  We continually evaluate and, when appropriate, modify our credit policies to address appropriate levels of risk. We may designate certain portfolios and loan products as non-strategic or liquidating after which we cease their continued origination and actively work to limit losses and reduce our exposures.
Table 17 identifies our non-strategic and liquidating loan portfolios. They consist primarily of the Pick-a-Pay mortgage portfolio and PCI loans acquired from Wachovia, certain portfolios from legacy Wells Fargo Home Equity and Wells Fargo Financial, and our education finance government guaranteed loan portfolio. We transferred the government guaranteed student loan portfolio to loans held for sale at the end of second quarter 2014, and substantially all of the portfolio was sold as of December 31, 2014. The total balance of our non-strategic and liquidating loan portfolios has decreased 68% since the merger with Wachovia at December 31, 2008, and decreased 25% from the end of 2013.
Additional information regarding the liquidating PCI and Pick-a-Pay loan portfolios is provided in the discussion of loan portfolios that follows.

Table 17: Non-Strategic and Liquidating Loan Portfolios
	Outstanding balance
	Dec 31,	Dec 31,	Dec 31,
(in millions)	2014	2013	2008
Commercial:
Legacy Wachovia commercial and industrial and commercial real estate PCI loans (1)	$1,125	2,013	18,704
Total commercial	1,125	2,013	18,704
Consumer:
Pick-a-Pay mortgage (1)(2)	45,002	50,971	95,315
Legacy Wells Fargo Financial debt consolidation	11,417	12,893	25,299
Liquidating home equity	2,910	3,695	10,309
Legacy Wachovia other PCI loans (1)	300	375	2,478
Legacy Wells Fargo Financial indirect auto	34	207	18,221
Education Finance - government insured (3)	—	10,712	20,465
Total consumer	59,663	78,853	172,087
Total non-strategic and liquidating loan portfolios	$60,788	80,866	190,791

(1)	Net of purchase accounting adjustments related to PCI loans.

(2)	Includes PCI loans of $21.5 billion, $23.8 billion and $37.6 billion at December 31, 2014, 2013 and 2008, respectively.

(3)	The government guaranteed student loan portfolio was transferred to held for sale during 2014, and substantially all of the portfolio was sold as of December 31, 2014.

PURCHASED CREDIT-IMPAIRED (PCI) LOANS  Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. The carrying value of PCI loans totaled $23.3 billion at December 31, 2014, down from $26.7 billion and $58.8 billion at December 31, 2013 and 2008, respectively. Such loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. The accretable yield at December 31, 2014, was $17.8 billion.
A nonaccretable difference is established for PCI loans to absorb losses expected on those loans at the date of acquisition. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses.
Substantially all commercial and industrial and commercial real estate (CRE) PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

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
During 2014, we recognized as income $61 million released from the nonaccretable difference related to commercial PCI loans due to payoffs and other resolutions. We also transferred $2.2 billion from the nonaccretable difference to the accretable yield for PCI loans with improving credit-related cash flows and recognized $31 million for recoveries of previous write-downs. Our cash flows expected to be collected have been favorably affected by lower than expected defaults and losses as a result of observed economic strengthening, particularly in housing prices, and by our loan modification efforts. Table 18 provides an analysis of changes in the nonaccretable difference.

Risk Management - Credit Risk Management (continued)

Table 18: Changes in Nonaccretable Difference for PCI Loans
(in millions)	Commercial	Pick-a-Pay	Other consumer	Total
Balance, December 31, 2008	$10,410	26,485	4,069	40,964
Addition of nonaccretable difference due to acquisitions	195	—	—	195
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(1,426)	—	—	(1,426)
Loans resolved by sales to third parties (2)	(303)	—	(85)	(388)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(1,531)	(3,031)	(792)	(5,354)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(6,923)	(17,222)	(2,882)	(27,027)
Balance, December 31, 2012	422	6,232	310	6,964
Addition of nonaccretable difference due to acquisitions	18	—	—	18
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(86)	—	—	(86)
Loans resolved by sales to third parties (2)	(5)	—	—	(5)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(74)	(866)	(31)	(971)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(10)	(662)	(79)	(751)
Balance, December 31, 2013	265	4,704	200	5,169
Addition of nonaccretable difference due to acquisitions	13	—	—	13
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(33)	—	—	(33)
Loans resolved by sales to third parties (2)	(28)	—	—	(28)
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	(129)	(2,094)	(20)	(2,243)
Use of nonaccretable difference due to:
Net recoveries (losses) from loan resolutions and write-downs (4)	(15)	29	17	31
Balance, December 31, 2014	$73	2,639	197	2,909

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

(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.

(3)	Reclassification of nonaccretable difference to accretable yield will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.

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

Since December 31, 2008, we have released $10.5 billion in nonaccretable difference, including $8.6 billion transferred from the nonaccretable difference to the accretable yield and $1.9 billion released to income through loan resolutions. Also, we have provided $1.7 billion for losses on certain PCI loans or pools of PCI loans that have had credit-related decreases to cash flows expected to be collected. The net result is an $8.8 billion reduction from December 31, 2008, through December 31, 2014, in our initial projected losses of $41.0 billion on all PCI loans.

At December 31, 2014, the allowance for credit losses on certain PCI loans was $11 million. The allowance is to absorb credit-related decreases in cash flows expected to be collected and primarily relates to individual PCI commercial loans. Table 19 analyzes the actual and projected loss results on PCI loans since acquisition through December 31, 2014.
For additional information on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 19: Actual and Projected Loss Results on PCI Loans Since Acquisition of Wachovia
(in millions)	Commercial	Pick-a-Pay	Other consumer	Total
Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	$1,545	—	—	1,545
Loans resolved by sales to third parties (2)	336	—	85	421
Reclassification to accretable yield for loans with improving credit-related cash flows (3)	1,734	5,991	843	8,568
Total releases of nonaccretable difference due to better than expected losses	3,615	5,991	928	10,534
Provision for losses due to credit deterioration (4)	(1,629)	—	(104)	(1,733)
Actual and projected losses on PCI loans less than originally expected	$1,986	5,991	824	8,801

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

(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.

(3)	Reclassification of nonaccretable difference to accretable yield will result in increased interest income as a prospective yield adjustment over the remaining life of the loan or pool of loans.

(4)
Provision for additional losses is recorded as a charge to income when it is estimated that the cash flows expected to be collected for a PCI loan or pool of loans may not support full realization of the carrying value.

Significant Loan Portfolio Reviews  Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, FICO scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information for each of the following portfolios.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING  For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. We generally subject commercial and industrial loans and lease financing to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided between special mention, substandard, doubtful and loss categories.
The commercial and industrial loans and lease financing portfolio totaled $284.1 billion or 33% of total loans at December 31, 2014. The net charge-off rate for this portfolio was 0.10% in 2014 compared with 0.15% in 2013. At December 31, 2014, 0.20% of this portfolio was nonaccruing, compared with 0.32% at December 31, 2013. In addition, $16.7 billion of this portfolio was rated as criticized in accordance with regulatory guidance at December 31, 2014, compared with $17.5 billion at December 31, 2013.
A majority of our commercial and industrial loans and lease financing portfolio is secured by short-term assets, such as accounts receivable, inventory and securities, as well as long-lived assets, such as equipment and other business assets. Generally, the collateral securing this portfolio represents a secondary source of repayment.

Table 20 provides a breakout of commercial and industrial loans and lease financing by industry, and includes $45.0 billion of foreign loans at December 31, 2014, that were reported in a separate foreign loan class in prior periods. Foreign loans totaled $14.9 billion within the investors category, $18.1 billion within the financial institutions category and $1.3 billion within the oil and gas category.
The investors category includes loans to special purpose vehicles (SPVs) formed by sponsoring entities to invest in financial assets backed predominantly by commercial and residential real estate or corporate cash flow, and are repaid from the asset cash flows or the sale of assets by the SPV. We limit loan amounts to a percentage of the value of the underlying assets, as determined by us, based primarily on analysis of underlying credit risk and other factors such as asset duration and ongoing performance.
The $18.1 billion of foreign loans in the financial institutions category were primarily originated by our Global Financial Institutions (GFI) business. GFI has relationships with over 1,500 financial institutions, many of which are headquartered outside the U.S., and for whom we provide a variety of relationship focused products and services, including loans supporting short-term trade finance and working capital needs.
Slightly more than half of our oil and gas loans were to businesses in the exploration and production (E&P) sector. Nearly all of these E&P loans are secured by oil and/or gas reserves and have underlying borrowing base arrangements which include regular (typically semi-annual) “redeterminations” that consider refinements to borrowing structure and prices used to determine borrowing limits. The remainder of the oil and gas loans were to midstream and services and equipment companies.

Risk Management - Credit Risk Management (continued)

Table 20: Commercial and Industrial Loans and Lease Financing by Industry (1)
	December 31, 2014
(in millions)	Nonaccrual loans	Total portfolio	(2)	% of total loans
Investors	$40	39,192		5%
Financial institutions	26	38,256		4
Oil and gas	76	18,410		2
Food and beverage	16	14,029		2
Real estate lessor	3	13,030		2
Cyclical retailers	24	12,971		2
Healthcare	26	12,914		1
Industrial equipment	4	12,898		1
Technology	9	8,320		1
Public administration	10	8,120		1
Transportation	3	7,184		1
Business services	27	7,018		1
Other	298	91,760	(3)	10
Total	$562	284,102		33%

(1)
Industry categories are based on the North American Industry Classification System and the amounts reported include foreign loans, which were reported in a separate foreign loan class in prior periods. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for a breakout of commercial foreign loans.

(2)	Includes $75 million PCI loans, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(3)	No other single category had loans in excess of $5.5 billion.

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

COMMERCIAL REAL ESTATE (CRE)  We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided between special mention, substandard, doubtful and loss categories. The CRE portfolio, which included $5.0 billion of foreign CRE loans, totaled $130.7 billion, or 15%, of total loans at December 31, 2014, and consisted of $112.0 billion of mortgage loans and $18.7 billion of construction loans. Foreign loans were not reported in this category in prior periods, but in a separate foreign loan class. Table 21 summarizes CRE loans by state and property type with the related nonaccrual totals. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of combined CRE loans are in California (28% of the total CRE portfolio), and in Texas and Florida (8% in each state). By property type, the largest concentrations are office buildings at 27% and apartments at 14% of the portfolio. CRE nonaccrual loans totaled 1.3% of the CRE outstanding balance at December 31, 2014, compared with 2.1% at December 31, 2013. At December 31, 2014, we had $7.9 billion of criticized CRE mortgage loans, down from $13.1 billion at December 31, 2013, and $949 million of criticized CRE construction loans, down from $2.1 billion at December 31, 2013.
At December 31, 2014, the recorded investment in PCI CRE loans totaled $1.4 billion, down from $12.3 billion when acquired at December 31, 2008, reflecting principal payments, loan resolutions and write-downs.

Table 21: CRE Loans by State and Property Type
	December 31, 2014
	Real estate mortgage			Real estate construction			Total			% of
(in millions)	Nonaccrual loans	Total portfolio	(1)	Nonaccrual loans	Total portfolio	(1)	Nonaccrual loans	Total portfolio	(1)	total loans
By state:
California	$371	32,993		28	3,589		399	36,582		4%
Texas	96	8,641		—	1,735		96	10,376		1
Florida	182	7,942		8	1,892		190	9,834		1
New York	40	6,851		4	1,233		44	8,084		1
North Carolina	85	3,847		8	1,048		93	4,895		1
Arizona	77	3,646		1	402		78	4,048		*
Washington	32	3,227		1	603		33	3,830		*
Virginia	40	2,444		4	1,039		44	3,483		*
Georgia	104	3,048		28	427		132	3,475		*
Colorado	27	2,775		1	440		28	3,215		*
Other	436	36,582		104	6,320		540	42,902	(2)	5
Total	$1,490	111,996		187	18,728		1,677	130,724		15%
By property:
Office buildings	$405	33,438		1	2,338		406	35,776		4%
Apartments	43	11,910		4	6,315		47	18,225		2
Industrial/warehouse	234	12,225		—	1,082		234	13,307		2
Retail (excluding shopping center)	183	12,100		2	866		185	12,966		2
Real estate - other	188	10,929		—	388		188	11,317		1
Hotel/motel	74	8,770		—	986		74	9,756		1
Shopping center	79	8,541		—	1,185		79	9,726		1
Institutional	70	3,168		—	432		70	3,600		*
Agriculture	33	2,370		—	24		33	2,394		*
Land (excluding 1-4 family)	3	114		32	2,253		35	2,367		*
Other	178	8,431		148	2,859		326	11,290		1
Total	$1,490	111,996		187	18,728		1,677	130,724		15%

*    Less than 1%.

(1)
Includes a total of $1.4 billion PCI loans, consisting of $1.3 billion of real estate mortgage and $171 million of real estate construction, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(2)	Includes 40 states; no state had loans in excess of $3.0 billion.

Risk Management - Credit Risk Management (continued)

FOREIGN LOANS AND COUNTRY RISK EXPOSURE  We classify loans for financial statement and certain regulatory purposes as foreign primarily based on whether the borrower’s primary address is outside of the United States. At December 31, 2014, foreign loans totaled $50.6 billion, representing approximately 6% of our total consolidated loans outstanding, compared with $47.6 billion, or approximately 6% of total consolidated loans outstanding, at December 31, 2013. Foreign loans were approximately 3% of our consolidated total assets at December 31, 2014 and at December 31, 2013.
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
We evaluate our individual country risk exposure on an ultimate country of risk basis, which is normally based on the country of residence of the guarantor or collateral location, and is different from the reporting based on the borrower’s primary address. Our largest single foreign country exposure on an ultimate risk basis at December 31, 2014, was the United Kingdom, which totaled $21.1 billion, or approximately 1% of our total assets, and included $5.0 billion of sovereign claims. Our United Kingdom sovereign claims arise primarily from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.
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
Table 22 provides information regarding our top 20 exposures by country (excluding the U.S.) and our Eurozone exposure, on an ultimate risk basis.

Table 22: Select Country Exposures
	Lending (1)		Securities (2)		Derivatives and other (3)		Total exposure
(in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non- sovereign (4)	Total
December 31, 2014
Top 20 country exposures:
United Kingdom	$5,014	11,014	1	3,710	—	1,371	5,015	16,095	21,110
Canada	—	8,283	—	1,251	—	365	—	9,899	9,899
China	—	2,838	—	113	—	27	—	2,978	2,978
Brazil	—	2,645	4	28	—	4	4	2,677	2,681
Netherlands	—	2,262	—	268	—	37	—	2,567	2,567
France	—	882	—	1,145	—	343	—	2,370	2,370
Germany	94	1,323	60	599	—	137	154	2,059	2,213
Bermuda	—	1,937	—	65	—	26	—	2,028	2,028
India	—	1,625	—	121	—	—	—	1,746	1,746
Cayman Islands	—	1,588	—	—	—	26	—	1,614	1,614
Turkey	—	1,588	—	—	—	1	—	1,589	1,589
Switzerland	—	1,044	—	362	—	122	—	1,528	1,528
Luxembourg	—	1,391	—	95	—	9	—	1,495	1,495
Chile	—	1,426	—	23	—	33	—	1,482	1,482
Mexico	—	1,192	—	43	67	4	67	1,239	1,306
Ireland	53	1,101	—	104	—	16	53	1,221	1,274
Australia	22	641	—	558	—	36	22	1,235	1,257
South Korea	—	945	13	17	23	—	36	962	998
Jersey, C.I.	—	647	—	193	—	1	—	841	841
Spain	—	673	—	70	—	33	—	776	776
Total top 20 country exposures	$5,183	45,045	78	8,765	90	2,591	5,351	56,401	61,752
Eurozone exposure:
Eurozone countries included in Top 20 above (5)	$147	7,632	60	2,281	—	575	207	10,488	10,695
Austria	77	396	—	—	—	—	77	396	473
Italy	—	206	—	73	—	6	—	285	285
Belgium	—	103	—	19	—	9	—	131	131
Other Eurozone countries (6)	—	37	—	38	—	2	—	77	77
Total Eurozone exposure	$224	8,374	60	2,411	—	592	284	11,377	11,661

(1)
Lending exposure includes funded loans and unfunded commitments, leveraged leases, and money market placements presented on a gross basis prior to the deduction of impairment allowance and collateral received under the terms of the credit agreements. For the countries listed above, includes $373 million in PCI loans, predominantly to customers in Jersey, C.I. and the Netherlands, and $1.8 billion in defeased leases secured largely by U.S. Treasury and government agency securities, or government guaranteed.

(2)	Represents issuer exposure on cross-border debt and equity securities.

(3)
Represents counterparty exposure on foreign exchange and derivative contracts, and securities resale and lending agreements. This exposure is presented net of counterparty netting adjustments and reduced by the amount of cash collateral. It includes credit default swaps (CDS) predominantly used to manage our U.S. and London-based cash credit trading businesses, which sometimes results in selling and purchasing protection on the identical reference entity. Generally, we do not use market instruments such as CDS to hedge the credit risk of our investment or loan positions, although we do use them to manage risk in our trading businesses. At December 31, 2014, the gross notional amount of our CDS sold that reference assets in the Top 20 or Eurozone countries was $3.3 billion, which was offset by the notional amount of CDS purchased of $3.4 billion. We did not have any CDS purchased or sold that reference pools of assets that contain sovereign debt or where the reference asset was solely the sovereign debt of a foreign country.

(4)	For countries presented in the table, total non-sovereign exposure comprises $20.9 billion exposure to financial institutions and $36.4 billion to non-financial corporations at December 31, 2014.

(5)	Consists of exposure to Netherlands, France, Germany, Luxembourg, Ireland and Spain included in Top 20.

(6)	Includes non-sovereign exposure to Portugal in the amount of $67 million and less than $1 million each to Greece and Cyprus. We had no sovereign debt exposure to these countries at December 31, 2014.

Risk Management - Credit Risk Management (continued)

REAL ESTATE 1-4 FAMILY FIRST AND JUNIOR LIEN MORTGAGE LOANS Our real estate 1-4 family first and junior lien mortgage loans primarily include loans we have made to customers and retained as part of our asset/liability management strategy. These loans, as presented in Table 23, include the Pick-a-Pay portfolio acquired from Wachovia, which is discussed later in this Report, and other purchased loans and loans included on our balance sheet as a result of consolidation of variable interest entities (VIEs).

Table 23: Real Estate 1-4 Family First and Junior Lien Mortgage Loans
	December 31, 2014		December 31, 2013
(in millions)	Balance	% of portfolio	Balance	% of portfolio
Real estate 1-4 family first mortgage
Core portfolio	$208,852	64%	$194,499	60%
Non-strategic and liquidating loan portfolios:
Pick-a-Pay mortgage	45,002	14	50,971	16
Other PCI and liquidating first mortgage	11,532	4	13,037	4
Total non-strategic and liquidating loan portfolios	56,534	18	64,008	20
Total real estate 1-4 family first mortgage loans	265,386	82	258,507	80
Real estate 1-4 family junior lien mortgage
Core portfolio	56,631	17	62,037	19
Non-strategic and liquidating loan portfolios	3,086	1	3,913	1
Total real estate 1-4 family junior lien mortgage loans	59,717	18	65,950	20
Total real estate 1-4 family mortgage loans	$325,103	100%	$324,457	100%

The real estate 1-4 family mortgage loan portfolio includes some loans with adjustable-rate features and some with an interest-only feature as part of the loan terms. Interest-only loans were approximately 12% and 15% of total loans at December 31, 2014 and December 31, 2013, respectively. We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our owned mortgage loan portfolios. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. The option ARMs we do have are included in the Pick-a-Pay portfolio which was acquired from Wachovia and are part of our liquidating loan portfolios. Since our acquisition of the Pick-a-Pay loan portfolio at the end of 2008, the option payment portion of the portfolio has reduced from 86% to 41% at December 31, 2014, as a result of our modification activities and customers exercising their option to convert to fixed payments. For more information, see the “Pick-a-Pay Portfolio” section later in this Report.
We continue to modify real estate 1-4 family mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Loans are underwritten at the time of the modification in accordance with underwriting guidelines established for governmental and proprietary loan modification programs. As a participant in the U.S. Treasury’s Making Home Affordable (MHA) programs, we are focused on helping customers stay in their homes. The MHA programs create a standardization of modification terms including incentives paid to borrowers, servicers, and investors. MHA includes the Home Affordable Modification Program (HAMP) for first lien loans and the Second Lien Modification Program (2MP) for junior lien loans. Under both our proprietary programs and the MHA programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. Once the loan is modified either through a permanent modification or a trial period, it is accounted for as a TDR. See the “Critical Accounting Policies – Allowance for Credit Losses” section in this Report for discussion on how we determine the allowance attributable to our modified residential real estate portfolios.
Part of our credit monitoring includes tracking delinquency, FICO scores and loan/combined loan to collateral values (LTV/CLTV) on the entire real estate 1-4 family mortgage loan portfolio. These credit risk indicators, which exclude government insured/guaranteed loans, continued to improve in fourth quarter 2014 on the non-PCI mortgage portfolio. Loans 30 days or more delinquent at December 31, 2014, totaled $10.2 billion, or 3%, of total non-PCI mortgages, compared with $11.9 billion, or 4%, at December 31, 2013. Loans with FICO scores lower than 640 totaled $25.8 billion at December 31, 2014, or 9% of total non-PCI mortgages, compared with $31.5 billion, or 10%, at December 31, 2013. Mortgages with a LTV/CLTV greater than 100% totaled $20.3 billion at December 31, 2014, or 7% of total non-PCI mortgages, compared with $34.3 billion, or 11%, at December 31, 2013. Information regarding credit risk indicators, including PCI credit risk indicators, can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Real estate 1-4 family first and junior lien mortgage loans by state are presented in Table 24. Our real estate 1-4 family mortgage loans to borrowers in California represented approximately 13% of total loans at December 31, 2014, located mostly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 4% of total loans. We monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process. Our underwriting and periodic review of loans secured by residential real estate collateral includes appraisals or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. AVMs are generally used in underwriting to support property values on loan originations only where the loan amount is under $250,000. We generally require property visitation appraisals by a qualified independent appraiser for larger residential property loans. Additional information about AVMs and our policy for their use can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 24: Real Estate 1-4 Family First and Junior Lien Mortgage Loans by State
	December 31, 2014
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total real estate 1-4 family mortgage	% of total loans
Real estate 1-4 family loans (excluding PCI):
California	$80,338	16,570	96,908	11%
New York	17,383	2,656	20,039	2
Florida	14,289	5,419	19,708	2
New Jersey	10,995	4,813	15,808	2
Virginia	7,061	3,297	10,358	1
Texas	7,993	868	8,861	1
Pennsylvania	5,844	2,974	8,818	1
North Carolina	5,970	2,631	8,601	1
Washington	5,956	1,489	7,445	1
Other (2)	61,577	18,899	80,476	10
Government insured/guaranteed loans (3)	26,268	—	26,268	3
Total	$243,674	59,616	303,290	35%
Real estate 1-4 family PCI loans:
California	$15,014	27	15,041	2%
Florida	1,566	16	1,582	*
New Jersey	797	14	811	*
Other (1)	4,335	44	4,379	1
Total	$21,712	101	21,813	3%
Total	$265,386	59,717	325,103	38%

*     Less than 1%.

(1)	Consists of 45 states; no state had loans in excess of $540 million.

(2)	Consists of 41 states; no state had loans in excess of $7.3 billion.

(3)	Represents loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA)

Risk Management - Credit Risk Management (continued)

First Lien Mortgage Portfolio The credit performance associated with our real estate 1-4 family first lien mortgage portfolio continued to improve in 2014, as measured through net charge-offs and nonaccrual loans. Net charge-offs as a percentage of average total loans improved to 0.19% in 2014, compared with 0.47% in 2013. Nonaccrual loans were $8.6 billion at December 31, 2014, compared with $9.8 billion at December 31, 2013. Improvement in the credit performance was driven by both an improving economic and housing environment and declining balances in non-strategic and liquidating loans, which have been replaced with higher quality assets originated after 2008 utilizing tighter underwriting standards. Real estate 1-4 family first lien mortgage loans originated after 2008 have resulted in minimal losses to date and were approximately 60% of our total real estate 1-4 family first lien mortgage portfolio as of December 31, 2014. First lien mortgage portfolios by state are presented in Table 25.

Table 25: First Lien Mortgage Portfolios Performance (1)
	Outstanding balance		% of loans two payments or more past due		Loss rate
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Year ended December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Core portfolio:
California	$67,038	56,511	0.83%	1.15	0.02	0.11
New York	16,102	13,030	1.97	2.73	0.09	0.17
Florida	10,991	11,113	3.78	4.97	0.12	0.87
New Jersey	9,203	8,091	3.95	5.17	0.30	0.71
Texas	6,646	6,200	1.48	1.86	0.01	0.09
Other	72,604	68,817	2.34	2.97	0.18	0.49
Total	182,584	163,762	1.89	2.53	0.11	0.36
Government insured/guaranteed loans	26,268	30,737
Total core portfolio including government insured/guaranteed loans	208,852	194,499	1.89	2.53	0.11	0.36
Liquidating portfolio	34,822	39,908	15.55	15.86	0.84	1.46
Total first lien mortgages	$243,674	234,407	4.08%	5.14	0.24	0.60

(1)	Excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition.

In 2014, we continued to grow our real estate 1-4 family first lien mortgage portfolio through the retention of high-quality non-conforming mortgages. Substantially all non-conforming loans originated in 2014 were classified as non-conforming due to the loan amount exceeding conventional conforming loan amount limits established by federal government-sponsored entities (GSEs). Our total real estate 1-4 family first lien mortgage portfolio increased $6.9 billion in 2014. The growth in this portfolio has been largely offset by runoff in our real estate 1-4 family first lien mortgage non-strategic and liquidating portfolios. Excluding this runoff, our core real estate 1-4 family first lien mortgage portfolio increased $14.4 billion, as we retained $42.3 billion in non-conforming originations, primarily consisting of loans that exceed GSE lending limits, in 2014.

Pick-a-Pay Portfolio  The Pick-a-Pay portfolio was one of the consumer residential first mortgage portfolios we acquired from Wachovia and a majority of the portfolio was identified as PCI loans.
The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), and also includes loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans throughout this Report. Table 26 provides balances by types of loans as of December 31, 2014, as a result of modification efforts, compared to the types of loans included in the portfolio at acquisition. Total adjusted unpaid principal balance of PCI Pick-a-Pay loans was $26.3 billion at December 31, 2014, compared with $61.0 billion at acquisition. Primarily due to modification efforts, the adjusted unpaid principal balance of option payment PCI loans has declined to 16% of the total Pick-a-Pay portfolio at December 31, 2014, compared with 51% at acquisition.

Table 26: Pick-a-Pay Portfolio - Comparison to Acquisition Date
	December 31,		December 31,
	2014		2008
(in millions)	Adjusted unpaid principal balance (1)	% of total	Adjusted unpaid principal balance (1)	% of total
Option payment loans	$20,258	41%	$99,937	86%
Non-option payment adjustable-rate and fixed-rate loans	6,776	14	15,763	14
Full-term loan modifications	22,674	45	—	—
Total adjusted unpaid principal balance	$49,708	100%	$115,700	100%
Total carrying value	$45,002		$95,315

(1)
Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Pick-a-Pay loans may have fixed or adjustable rates with payment options that include a minimum payment, an interest-only payment or fully amortizing payment (both 15 and 30 year options). Total interest deferred due to negative amortization on Pick-a-Pay loans was $606 million at December 31, 2014, and $902 million at December 31, 2013. Approximately 95% of the Pick-a-Pay customers making a minimum payment in December 2014 did not defer interest, compared with 93% in December 2013.
Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. A significant portion of the Pick-a-Pay portfolio has a cap of 125% of the original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or generally the 10-year anniversary of the loan. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term.
Due to the terms of the Pick-a-Pay portfolio, any remaining recast risk is covered through our allowance for credit losses and nonaccretable difference. Based on assumptions of a flat rate environment, if all eligible customers elect the minimum payment option 100% of the time and no balances prepay, we would expect the following balances of loans to recast based on reaching the principal cap and also experiencing a payment change over the annual 7.5% reset: $56 million in 2015, $29 million in 2016, $26 million in 2017, $0.4 million in 2018 and $0.2 million in 2019. In addition, in a flat rate environment, we would expect the following balances of loans to start fully amortizing due to reaching their recast anniversary date and also having a payment change over the annual 7.5% reset: $339 million in 2015, $395 million in 2016, $1,496 million in 2017, $208 million in 2018 and $4 million in 2019. In 2014, the amount of loans reaching their recast anniversary date and also having a payment change over the annual 7.5% reset was $96 million.
Table 27 reflects the geographic distribution of the Pick-a-Pay portfolio broken out between PCI loans and all other loans. The LTV ratio is a useful metric in predicting future real estate 1-4 family first mortgage loan performance, including potential charge-offs. Because PCI loans were initially recorded at fair value, including write-downs for expected credit losses, the ratio of the carrying value to the current collateral value will be lower compared with the LTV based on the adjusted unpaid principal balance. For informational purposes, we have included both ratios for PCI loans in the following table.

Risk Management - Credit Risk Management (continued)

Table 27: Pick-a-Pay Portfolio (1)
	December 31, 2014
	PCI loans				All other loans
				Ratio of		Ratio of
	Adjusted			carrying		carrying
	unpaid	Current		value to		value to
	principal	LTV	Carrying	current	Carrying	current
(in millions)	balance (2)	ratio (3)	value (4)	value (5)	value (4)	value (5)
California	$18,257	77%	$15,001	62%	$11,426	57%
Florida	2,108	87	1,523	59	2,375	71
New Jersey	890	83	768	65	1,527	70
New York	564	77	522	64	714	67
Texas	233	62	206	54	920	50
Other states	4,252	82	3,493	65	6,527	69
Total Pick-a-Pay loans	$26,304		$21,513		$23,489

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2014.

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
We also have taken steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at risk, we offer combinations of term extensions of up to 40 years (from 30 years), interest rate reductions, forbearance of principal, and, in certain cases we may offer principal forgiveness to customers with substantial property value declines based on affordability needs.
In 2014, we completed more than 5,300 proprietary and Home Affordability Modification Program (HAMP) Pick-a-Pay loan modifications. We have completed nearly 130,000 modifications since the Wachovia acquisition, resulting in $6.0 billion of principal forgiveness to our Pick-a-Pay customers. There remains $30 million of conditional forgiveness that can be earned by borrowers through performance over a three year period.
Due to better than expected performance observed on the Pick-a-Pay PCI portfolio compared with the original acquisition estimates, we have reclassified $6.0 billion from the nonaccretable difference to the accretable yield since acquisition. Our cash flows expected to be collected have been favorably affected by lower expected defaults and losses as a result of observed and forecasted economic strengthening, particularly in housing prices, and our loan modification efforts. These factors are expected to reduce the frequency and severity of defaults and keep these loans performing for a longer period, thus increasing future principal and interest cash flows. The resulting increase in the accretable yield will be realized over the remaining life of the portfolio, which is estimated to have a weighted-average remaining life of approximately 11.7 years at December 31, 2014, down from 12.7 years at December 31, 2013, primarily reflecting the passage of time. The accretable yield percentage at December 31, 2014 was 6.15%, up from 4.98% at the end of 2013 due to favorable changes in the expected timing and composition of cash flows resulting from improving credit and prepayment expectations. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio, which will be affected by the pace and degree of improvements in the U.S. economy and housing markets and projected lifetime performance resulting from loan modification activity. Changes in the projected timing of cash flow events, including loan liquidations, modifications and short sales, can also affect the accretable yield rate and the estimated weighted-average life of the portfolio.
The predominant portion of our PCI loans is included in the Pick-a-Pay portfolio. For further information on the judgment involved in estimating expected cash flows for PCI loans, see the “Critical Accounting Policies – Purchased Credit-Impaired Loans” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Junior Lien Mortgage Portfolio The junior lien mortgage portfolio consists of residential mortgage lines and loans that are subordinate in rights to an existing lien on the same property. It is not unusual for these lines and loans to have draw periods, interest only payments, balloon payments, adjustable rates and similar features. The majority of our junior lien loan products are amortizing payment loans with fixed interest rates and repayment periods between five to 30 years.
We continuously monitor the credit performance of our junior lien mortgage portfolio for trends and factors that influence the frequency and severity of loss. We have observed that the severity of loss for junior lien mortgages is high and generally not affected by whether we or a third party own or service the related first mortgage, but the frequency of delinquency is typically lower when we own or service the first lien mortgage. In general, we have limited information available on the delinquency status of the third party owned or serviced senior lien where we also hold a junior lien. To capture this inherent loss content, we use the experience of our junior lien mortgages behind delinquent first liens that are owned or serviced by us adjusted for any observed differences in delinquency and loss rates associated with junior lien mortgages behind third party first mortgages. We incorporate this inherent loss content into our allowance for loan losses. Our allowance process for junior liens ensures consideration of the relative difference in loss experience for junior liens behind first lien mortgage loans we own or service, compared with those behind first lien mortgage loans owned or serviced by third parties. In addition, our allowance process for junior liens that are current, but are in their revolving period, reflects the inherent loss where the borrower is delinquent on the corresponding first lien mortgage loans.
Table 28 summarizes delinquency and loss rates for our junior lien mortgages by the holder of the first lien.

Table 28: Junior Lien Mortgage Portfolios Performance by Holder of 1st Lien (1)
			% of loans		Loss rate
			two payments		(annualized)
	Outstanding balance		or more past due		quarter ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in millions)	2014	2013	2014	2013	2014	2014	2014	2014	2013
Junior lien mortgages behind:
Wells Fargo owned or serviced first lien	$29,483	32,695	2.39%	2.37	0.89	0.86	1.08	1.16	1.34
Third party first lien	30,133	33,132	2.58	2.53	0.88	0.94	0.96	1.23	1.35
Total junior lien mortgages	$59,616	65,827	2.49%	2.45	0.88	0.90	1.02	1.20	1.35

(1)	Excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition.

We monitor the number of borrowers paying the minimum amount due on a monthly basis. In December 2014, approximately 94% of our borrowers with a junior lien mortgage outstanding balance paid the minimum amount due or more, including approximately 47% who paid only the minimum amount due.
Table 29 shows the credit attributes of the core and liquidating junior lien mortgage portfolios and lists the top five states by outstanding balance for the core portfolio. Loans to California borrowers represent the largest state concentration in each of these portfolios. The decrease in outstanding balances since December 31, 2013 predominantly reflects loan paydowns. As of December 31, 2014, 20% of the outstanding balance of the junior lien mortgage portfolio was associated with loans that had a combined loan to value (CLTV) ratio in excess of 100%. Of those junior mortgage liens with a CLTV ratio in excess of 100%, 3.03% were two payments or more past due as of December 31, 2014. CLTV means the ratio of the total loan balance of first mortgages and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. The unsecured portion (the outstanding amount that was in excess of the most recent property collateral value) of the outstanding balances of these loans totaled 8% of the junior lien mortgage portfolio at December 31, 2014.

Table 29: Junior Lien Mortgage Portfolios (1)
			% of loans
			two payments
	Outstanding balance		or more past due		Loss rate
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Year ended December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Core portfolio
California	$15,535	17,003	2.07%	2.03	0.48	1.52
Florida	5,283	5,811	2.96	3.16	1.40	2.60
New Jersey	4,705	5,019	3.43	3.43	1.42	1.79
Virginia	3,160	3,378	2.18	2.02	0.84	1.19
Pennsylvania	2,942	3,137	2.72	2.64	1.11	1.29
Other	25,006	27,689	2.20	2.18	0.95	1.69
Total	56,631	62,037	2.36	2.35	0.90	1.69
Liquidating portfolio	2,985	3,790	4.77	4.10	2.74	4.50
Total core and liquidating portfolios	$59,616	65,827	2.49%	2.45	1.00	1.86

(1)	Excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition.

Our junior lien, as well as first lien, lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of outstanding principal balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the

Risk Management - Credit Risk Management (continued)

line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. Certain lines and loans have been structured with a balloon payment, which requires full repayment of the outstanding balance at the end of the term period. The conversion of lines or loans to fully amortizing or balloon payoff may result in a significant payment increase, which can affect some borrowers’ ability to repay the outstanding balance.
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
Table 30 reflects the outstanding balance of our portfolio of junior lien lines and loans and senior lien lines segregated into scheduled end of draw or end of term periods and products that are currently amortizing, or in balloon repayment status. It excludes real estate 1-4 family first lien line reverse mortgages, which total $2.3 billion, because they are predominantly insured by the FHA, and it excludes PCI loans, which total $130 million, because their losses were generally reflected in our nonaccretable difference established at the date of acquisition.

Table 30: Junior Lien Mortgage Line and Loan and Senior Lien Mortgage Line Portfolios Payment Schedule
			Scheduled end of draw / term
	Outstanding balance						2020 and
(in millions)	December 31, 2014	2015	2016	2017	2018	2019	thereafter (1)	Amortizing
Junior residential lines	$52,658	4,813	6,451	6,692	3,633	1,422	24,639	5,008
Junior loans (2)	6,958	65	98	103	11	8	1,175	5,498
Total junior lien (3)(4)	59,616	4,878	6,549	6,795	3,644	1,430	25,814	10,506
First lien lines	17,080	1,089	923	932	1,053	467	11,394	1,222
Total (3)(4)	$76,696	5,967	7,472	7,727	4,697	1,897	37,208	11,728
% of portfolios	100%	7.8%	9.7%	10.1%	6.1%	2.5%	48.5%	15.3%

(1)
The annual scheduled end of draw or term ranges from $1.7 billion to $10.0 billion and averages $5.3 billion per year for 2020 and thereafter. The loans that convert in 2025 and thereafter have draw periods that generally extend to 15 or 20 years.

(2)
Junior loans within the term period predominantly represent principal and interest products that require a balloon payment upon the end of the loan term. Amortizing junior loans include $62 million of balloon loans that have reached end of term and are now past due.

(3)	Lines in their draw period are predominantly interest-only. The unfunded credit commitments total $70.1 billion at December 31, 2014.

(4)
Includes scheduled end-of-term balloon payments totaling $455 million, $386 million, $501 million, $518 million, $445 million, and $1.9 billion for 2015, 2016, 2017, 2018, 2019, 2020 and thereafter, respectively. Amortizing lines include $189 million of end-of-term balloon payments, which are past due. At December 31, 2014, $425 million, or 7% of outstanding lines of credit that are amortizing, are 30 or more days past due compared to $1.3 billion, or 2% for lines in their draw period.

CREDIT CARDS  Our credit card portfolio totaled $31.1 billion at December 31, 2014, which represented 4% of our total outstanding loans. In November 2014, we purchased an existing private label and co-branded credit card loan portfolio in connection with the Dillard's program agreement. The net charge-off rate for our credit card portfolio was 3.14% for 2014, compared with 3.62% for 2013.

AUTOMOBILE  Our automobile portfolio, predominantly composed of indirect loans, totaled $55.7 billion at December 31, 2014. The net charge-off rate for our automobile portfolio was 0.70% for 2014, compared with 0.63% for 2013.

OTHER REVOLVING CREDIT AND INSTALLMENT  Other revolving credit and installment loans totaled $35.8 billion at December 31, 2014, and primarily included student and security-based loans. Student loans totaled $11.9 billion at December 31, 2014, compared with $22.0 billion at December 31, 2013, reflecting the transfer of $9.7 billion in government guaranteed student loans to loans held for sale at June 30, 2014, of which $8.3 billion were sold in fourth quarter 2014. The net charge-off rate for other revolving credit and installment loans was 1.35% for 2014, compared with 1.41% for 2013.

NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)  Table 31 summarizes nonperforming assets (NPAs) for each of the last five years. We generally place loans on nonaccrual status when:

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

Table 31: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)
	December 31,
(in millions)	2014	2013	2012	2011	2010
Nonaccrual loans:
Commercial:
Commercial and industrial	$538	775	1,467	2,167	3,277
Real estate mortgage	1,490	2,254	3,323	4,085	5,228
Real estate construction	187	416	1,003	1,890	2,676
Lease financing	24	30	29	55	115
Total commercial (1)	2,239	3,475	5,822	8,197	11,296
Consumer:
Real estate 1-4 family first mortgage (2)	8,583	9,799	11,456	10,932	12,333
Real estate 1-4 family junior lien mortgage	1,848	2,188	2,923	1,976	2,303
Automobile	137	173	245	159	248
Other revolving credit and installment	41	33	40	40	62
Total consumer (3)	10,609	12,193	14,664	13,107	14,946
Total nonaccrual loans (4)(5)(6)	12,848	15,668	20,486	21,304	26,242
As a percentage of total loans	1.49%	1.91	2.57	2.77	3.47
Foreclosed assets:
Government insured/guaranteed (7)	$982	2,093	1,509	1,319	1,479
Non-government insured/guaranteed	1,627	1,844	2,514	3,342	4,530
Total foreclosed assets	2,609	3,937	4,023	4,661	6,009
Total nonperforming assets	$15,457	19,605	24,509	25,965	32,251
As a percentage of total loans	1.79%	2.38	3.07	3.37	4.26

(1)	Includes LHFS of $1 million, $1 million, $16 million, $25 million and $3 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)	Includes MHFS of $177 million, $227 million, $336 million, $301 million and $426 million at December 31, 2014, 2013, 2012, 2011, and 2010, respectively.

(3)	December 31, 2012, includes the impact of the implementation of guidance issued by bank regulatory agencies in 2012.

(4)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

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

(7)
During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that certain government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure; previously, these assets were included in foreclosed assets. Government guaranteed residential real estate mortgage loans that completed foreclosure during 2014 and met the criteria specified by ASU 2014-14 are excluded from this table and included in Accounts Receivable in Other Assets. For more information on the changes in foreclosures for government guaranteed residential real estate mortgage loans, see Note 1 (Summary of Significant Accounting Policies) and Note 7 (Premises, Equipment, Lease Commitments and Other Assets).

Risk Management - Credit Risk Management (continued)

Table 32 provides a summary of nonperforming assets during 2014.

Table 32: Nonperforming Assets by Quarter During 2014
	December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
		% of		% of		% of		% of
		total		total		total		total
(in millions)	Balance	loans	Balance	loans	Balance	loans	Balance	loans
Nonaccrual loans:
Commercial:
Commercial and industrial	$538	0.20%	$614	0.24%	$724	0.29%	$664	0.28%
Real estate mortgage	1,490	1.33	1,636	1.46	1,805	1.59	2,034	1.80
Real estate construction	187	1.00	217	1.20	239	1.38	296	1.76
Lease financing	24	0.20	27	0.22	29	0.24	32	0.26
Total commercial	2,239	0.54	2,494	0.63	2,797	0.71	3,026	0.79
Consumer:
Real estate 1-4 family first mortgage	8,583	3.23	8,785	3.34	9,026	3.47	9,357	3.61
Real estate 1-4 family junior lien mortgage	1,848	3.09	1,903	3.13	1,965	3.14	2,073	3.24
Automobile	137	0.25	143	0.26	150	0.28	161	0.31
Other revolving credit and installment	41	0.11	40	0.11	34	0.10	33	0.08
Total consumer	10,609	2.37	10,871	2.46	11,175	2.55	11,624	2.61
Total nonaccrual loans	12,848	1.49	13,365	1.59	13,972	1.69	14,650	1.77
Foreclosed assets:
Government insured/guaranteed (1)	982		1,140		1,257		1,609
Non-government insured/guaranteed	1,627		1,691		1,748		1,813
Total foreclosed assets	2,609		2,831		3,005		3,422
Total nonperforming assets	$15,457	1.79%	$16,196	1.93%	$16,977	2.05%	$18,072	2.19%
Change in NPAs from prior quarter (1)	$(739)		(781)		(1,095)		(1,533)

(1)
During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that certain government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure; previously, these assets were included in foreclosed assets. Government guaranteed residential real estate mortgage loans that completed foreclosure during 2014 and met the criteria specified by ASU 2014-14 totaled $1.5 billion, $1.1 billion, and $693 million at September 30, 2014, June 30, 2014, and March 31, 2014, respectively, and are excluded from this table. For more information on the changes in foreclosures for government guaranteed residential real estate mortgage loans, see Note 1 (Summary of Significant Accounting Policies) and Note 7 (Premises, Equipment, Lease Commitments and Other Assets).

Table 33 provides an analysis of the changes in nonaccrual loans.

Table 33: Analysis of Changes in Nonaccrual Loans
	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2014	2014	2014	2014	2014	2013
Commercial nonaccrual loans
Balance, beginning of period	$2,494	2,798	3,027	3,475	3,475	5,824
Inflows	410	342	433	367	1,552	2,178
Outflows:
Returned to accruing	(64)	(37)	(81)	(98)	(280)	(497)
Foreclosures	(45)	(18)	(32)	(79)	(174)	(321)
Charge-offs	(141)	(124)	(120)	(116)	(501)	(723)
Payments, sales and other (1)	(415)	(467)	(429)	(522)	(1,833)	(2,986)
Total outflows	(665)	(646)	(662)	(815)	(2,788)	(4,527)
Balance, end of period	2,239	2,494	2,798	3,027	2,239	3,475
Consumer nonaccrual loans
Balance, beginning of period	10,871	11,174	11,623	12,193	12,193	14,662
Inflows	1,454	1,529	1,673	1,650	6,306	8,117
Outflows:
Returned to accruing	(678)	(817)	(1,107)	(1,104)	(3,706)	(4,137)
Foreclosures	(114)	(148)	(132)	(146)	(540)	(597)
Charge-offs	(278)	(289)	(348)	(400)	(1,315)	(2,343)
Payments, sales and other (1)	(646)	(578)	(535)	(570)	(2,329)	(3,509)
Total outflows	(1,716)	(1,832)	(2,122)	(2,220)	(7,890)	(10,586)
Balance, end of period	10,609	10,871	11,174	11,623	10,609	12,193
Total nonaccrual loans	$12,848	13,365	13,972	14,650	12,848	15,668

(1)	Other outflows include the effects of VIE deconsolidations and adjustments for loans carried at fair value.

Typically, changes to nonaccrual loans period-over-period represent inflows for loans that are placed on nonaccrual status in accordance with our policy, offset by reductions for loans that are paid down, charged off, sold, foreclosed, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities. Also, reductions can come from borrower repayments even if the loan remains on nonaccrual.
While nonaccrual loans are not free of loss content, we believe exposure to loss is significantly mitigated by the following factors at December 31, 2014:

•
98% of total commercial nonaccrual loans and 99% of total consumer nonaccrual loans are secured. Of the consumer nonaccrual loans, 98% are secured by real estate and 72% have a combined LTV (CLTV) ratio of 80% or less.

•
losses of $495 million and $3.5 billion have already been recognized on 29% of commercial nonaccrual loans and 53% of consumer nonaccrual loans, respectively. Generally, when a consumer real estate loan is 120 days past due (except when required earlier by guidance issued by bank regulatory agencies), we transfer it to nonaccrual status. When the loan reaches 180 days past due, or is discharged in bankruptcy, it is our policy to write these loans down to net realizable value (fair value of collateral less estimated costs to sell), except for modifications in their trial period that are not written down as long as trial payments are made on time. Thereafter, we reevaluate each loan regularly and record additional write-downs if needed.

•	71% of commercial nonaccrual loans were current on interest.

•	the risk of loss of all nonaccrual loans has been considered and we believe is adequately covered by the allowance for loan losses.

•	$2.0 billion of consumer loans discharged in bankruptcy and classified as nonaccrual were 60 days or less past due, of which $1.9 billion were current.

We continue to work with our customers experiencing financial difficulty to determine if they can qualify for a loan modification so that they can stay in their homes. Under both our proprietary modification programs and the MHA programs, customers may be required to provide updated documentation, and some programs require completion of payment during trial periods to demonstrate sustained performance before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure in certain states, including New York and New Jersey, the foreclosure timeline has significantly increased due to backlogs in an already complex process. Therefore, some loans may remain on nonaccrual status for a long period.
If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $741 million of interest would have been recorded as income on these loans, compared with $598 million actually recorded as interest income in 2014, versus $764 million and $575 million, respectively, in 2013.
Table 34 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.

Risk Management - Credit Risk Management (continued)

Table 34: Foreclosed Assets
	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2014	2014	2014	2014	2014	2013
Summary by loan segment
Government insured/guaranteed (1)	$982	1,140	1,257	1,609	982	2,093
PCI loans:
Commercial	352	394	457	461	352	497
Consumer	212	214	208	177	212	149
Total PCI loans	564	608	665	638	564	646
All other loans:
Commercial	565	579	634	736	565	759
Consumer	498	504	449	439	498	439
Total all other loans	1,063	1,083	1,083	1,175	1,063	1,198
Total foreclosed assets	$2,609	2,831	3,005	3,422	2,609	3,937
Analysis of changes in foreclosed assets
Balance, beginning of period	$2,831	3,005	3,422	3,937	3,937	4,023
Net change in government insured/guaranteed (1)(2)	(158)	(117)	(352)	(484)	(1,111)	584
Additions to foreclosed assets (3)	362	364	421	448	1,595	1,852
Reductions:
Sales	(462)	(421)	(493)	(490)	(1,866)	(2,673)
Write-downs and net gains (losses) on sales	36	—	7	11	54	151
Total reductions	(426)	(421)	(486)	(479)	(1,812)	(2,522)
Balance, end of period	$2,609	2,831	3,005	3,422	2,609	3,937

(1)
During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure; previously, these assets were included in foreclosed assets. Government guaranteed residential real estate mortgage loans that completed foreclosure during 2014 and met the criteria specified by ASU 2014-14 totaled $1.5 billion, $1.1 billion, and $693 million at September 30, 2014, June 30, 2014, and March 31, 2014, respectively, and are excluded from this table. For more information on the changes in foreclosures for government guaranteed residential real estate mortgage loans, see Note 1 (Summary of Significant Accounting Policies) and Note 7 (Premises, Equipment, Lease Commitments and Other Assets).

(2)
Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from FHA or VA. The net change in government insured/guaranteed foreclosed assets is made up of inflows from mortgages held for investment and MHFS, and outflows when we are reimbursed by FHA/VA. Transfers from government insured/guaranteed loans to foreclosed assets amounted to $45 million, $41 million, $43 million, and $62 million for the quarters ended December 31, September 30, June 30, and March 31, 2014 and $191 million and $2.9 billion for the years ended December 31, 2014 and 2013, respectively. The amounts previously reported for the quarterly net change in government insured/guaranteed foreclosed assets have been revised to exclude $375 million, $409 million and $693 million at September 30, 2014, June 30, 2014, and March 31, 2014, respectively, to reflect the impact of the adoption of ASU 2014-14.

(3)	Predominantly include loans moved into foreclosure from nonaccrual status, PCI loans transitioned directly to foreclosed assets and repossessed automobiles.

Foreclosed assets at December 31, 2014, included $1.6 billion of foreclosed residential real estate that had collateralized commercial and consumer loans, of which 59% is predominantly FHA insured or VA guaranteed and expected to have minimal or no loss content. The remaining foreclosed assets balance of $1.0 billion has been written down to estimated net realizable value. The decrease in foreclosed assets at December 31, 2014, compared with December 31, 2013, was the result of the adoption of ASU 2014-14, which requires that government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure (previously, these were included in foreclosed assets). Of the $2.6 billion in foreclosed assets at December 31, 2014, 33% have been in the foreclosed assets portfolio one year or less.

TROUBLED DEBT RESTRUCTURINGS (TDRs)

Table 35: Troubled Debt Restructurings (TDRs)
	December 31,
(in millions)	2014	2013	2012	2011	2010
Commercial TDRs
Commercial and industrial	$724	1,034	1,700	2,046	619
Real estate mortgage	1,880	2,248	2,625	2,262	725
Real estate construction	314	475	801	1,008	407
Lease financing	2	8	20	33	—
Total commercial TDRs	2,920	3,765	5,146	5,349	1,751
Consumer TDRs
Real estate 1-4 family first mortgage	18,226	18,925	17,804	13,799	11,603
Real estate 1-4 family junior lien mortgage	2,437	2,468	2,390	1,986	1,626
Credit Card	338	431	531	593	548
Automobile	127	189	314	260	214
Other revolving credit and installment	49	33	24	19	16
Trial modifications	452	650	705	651	—
Total consumer TDRs (1)	21,629	22,696	21,768	17,308	14,007
Total TDRs	$24,549	26,461	26,914	22,657	15,758
TDRs on nonaccrual status	$7,104	8,172	10,149	6,811	5,185
TDRs on accrual status (1)	17,445	18,289	16,765	15,846	10,573
Total TDRs	$24,549	26,461	26,914	22,657	15,758

(1)
TDR loans include $2.1 billion, $2.5 billion, $1.9 billion, $318 million, and $429 million at December 31, 2014, 2013, 2012, 2011, and 2010, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and are accruing.

Table 36: TDRs Balance by Quarter During 2014
	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in millions)	2014	2014	2014	2014
Commercial TDRs
Commercial and industrial	$724	836	950	1,088
Real estate mortgage	1,880	2,034	2,179	2,233
Real estate construction	314	328	391	454
Lease financing	2	3	5	6
Total commercial TDRs	2,920	3,201	3,525	3,781
Consumer TDRs
Real estate 1-4 family first mortgage	18,226	18,366	18,582	19,043
Real estate 1-4 family junior lien mortgage	2,437	2,464	2,463	2,460
Credit Card	338	358	379	399
Automobile	127	135	151	169
Other revolving credit and installment	49	45	38	34
Trial modifications	452	473	469	593
Total consumer TDRs	21,629	21,841	22,082	22,698
Total TDRs	$24,549	25,042	25,607	26,479
TDRs on nonaccrual status	$7,104	7,313	7,638	7,774
TDRs on accrual status	17,445	17,729	17,969	18,705
Total TDRs	$24,549	25,042	25,607	26,479

Table 35 and Table 36 provide information regarding the recorded investment of loans modified in TDRs. The allowance for loan losses for TDRs was $3.6 billion and $4.5 billion at December 31, 2014 and 2013, respectively. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for additional information regarding TDRs. In those situations where principal is forgiven, the entire amount of such forgiveness is immediately charged off to the extent not done so prior to the modification. We sometimes delay the timing on the repayment of a portion of principal (principal forbearance) and charge off the amount of forbearance if that amount is not considered fully collectible.
Our nonaccrual policies are generally the same for all loan types when a restructuring is involved. We re-underwrite loans at the time of restructuring to determine whether there is sufficient evidence of sustained repayment capacity based on the borrower’s documented income, debt to income ratios, and other factors. Loans lacking sufficient evidence of sustained repayment

Risk Management - Credit Risk Management (continued)

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
Table 37 provides an analysis of the changes in TDRs. Loans that may be modified more than once are reported as TDR inflows only in the period they are first modified. Other than resolutions such as foreclosures, sales and transfers to held for sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Table 37: Analysis of Changes in TDRs
			Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec. 31,
(in millions)	2014	2014	2014	2014	2014	2013
Commercial TDRs
Balance, beginning of period	$3,201	3,525	3,781	3,765	3,765	5,146
Inflows	232	208	276	442	1,158	1,794
Outflows
Charge-offs	(62)	(42)	(28)	(23)	(155)	(132)
Foreclosure	(27)	(12)	(8)	(3)	(50)	(88)
Payments, sales and other (1)	(424)	(478)	(496)	(400)	(1,798)	(2,955)
Balance, end of period	2,920	3,201	3,525	3,781	2,920	3,765
Consumer TDRs
Balance, beginning of period	21,841	22,082	22,698	22,696	22,696	21,768
Inflows	957	946	1,003	1,104	4,010	5,958
Outflows
Charge-offs	(99)	(120)	(139)	(157)	(515)	(859)
Foreclosure	(252)	(303)	(283)	(325)	(1,163)	(1,290)
Payments, sales and other (1)	(797)	(768)	(1,073)	(563)	(3,201)	(2,826)
Net change in trial modifications (2)	(21)	4	(124)	(57)	(198)	(55)
Balance, end of period	21,629	21,841	22,082	22,698	21,629	22,696
Total TDRs	$24,549	25,042	25,607	26,479	24,549	26,461

(1)
Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to held-for-sale. It also includes $1 million of loans refinanced or restructured as new loans and removed from TDR classification for the quarter ended March 31, 2014. No loans were removed from TDR classification for the quarters ended December 31, September 30, and June 30, 2014, respectively. During 2013, $84 million of loans were refinanced or restructured as new loans and removed from TDR classification.

(2)
Net change in trial modifications includes: inflows of new TDRs entering the trial payment period, net of outflows for modifications that either (i) successfully perform and enter into a permanent modification, or (ii) did not successfully perform according to the terms of the trial period plan and are subsequently charged-off, foreclosed upon or otherwise resolved. Our experience is that substantially all of the mortgages that enter a trial payment period program are successful in completing the program requirements.

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
Excluding insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2014, were down $125 million, or 12%, from December 31, 2013, due to payoffs,

modifications and other loss mitigation activities, decline in non-strategic and liquidating portfolios, and credit stabilization.
Loans 90 days or more past due and still accruing whose repayments are predominantly insured by the FHA or guaranteed by the VA for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program (FFELP) were $16.9 billion at December 31, 2014, down from $22.2 billion at December 31, 2013.
Table 38 reflects non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed. For additional information on delinquencies by loan class, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 38: Loans 90 Days or More Past Due and Still Accruing
	December 31,
(in millions)	2014	2013	2012	2011	2010
Loans 90 days or more past due and still accruing:
Total (excluding PCI (1)):	$17,810	23,219	23,245	22,569	18,488
Less: FHA insured/guaranteed by the VA (2)(3)	16,827	21,274	20,745	19,240	14,733
Less: Student loans guaranteed under the FFELP (4)	63	900	1,065	1,281	1,106
Total, not government insured/guaranteed	$920	1,045	1,435	2,048	2,649
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$31	11	48	159	330
Real estate mortgage	16	35	228	256	104
Real estate construction	—	97	27	89	193
Total commercial	47	143	303	504	627
Consumer:
Real estate 1-4 family first mortgage (3)	260	354	564	781	941
Real estate 1-4 family junior lien mortgage (3)	83	86	133	279	366
Credit card	364	321	310	346	516
Automobile	73	55	40	51	79
Other revolving credit and installment	93	86	85	87	120
Total consumer	873	902	1,132	1,544	2,022
Total, not government insured/guaranteed	$920	1,045	1,435	2,048	2,649

(1)	PCI loans totaled $3.7 billion, $4.5 billion, $6.0 billion, $8.7 billion and $11.6 billion at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

(4)
Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. In fourth quarter 2014, substantially all government guaranteed loans were sold.

Risk Management - Credit Risk Management (continued)

NET CHARGE-OFFS

Table 39: Net Charge-offs
	Year ended								Quarter ended
	December 31,		December 31,		September 30,		June 30,		March 31,
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)
2014
Commercial:
Commercial and industrial	$258	0.10%	$82	0.12%	$67	0.11%	$60	0.10%	$49	0.08%
Real estate mortgage	(94)	(0.08)	(25)	(0.09)	(37)	(0.13)	(10)	(0.04)	(22)	(0.08)
Real estate construction	(127)	(0.72)	(26)	(0.56)	(58)	(1.27)	(20)	(0.47)	(23)	(0.54)
Lease financing	7	0.06	1	0.05	4	0.10	1	0.05	1	0.03
Total commercial	44	0.01	32	0.03	(24)	(0.02)	31	0.03	5	0.01
Consumer:
Real estate 1-4 family first mortgage	509	0.19	88	0.13	114	0.17	137	0.21	170	0.27
Real estate 1-4 family junior lien mortgage	626	1.00	134	0.88	140	0.90	160	1.02	192	1.19
Credit card	864	3.14	221	2.97	201	2.87	211	3.20	231	3.57
Automobile	380	0.70	132	0.94	112	0.81	46	0.35	90	0.70
Other revolving credit and installment	522	1.35	128	1.45	125	1.46	132	1.22	137	1.29
Total consumer	2,901	0.65	703	0.63	692	0.62	686	0.62	820	0.75
Total	$2,945	0.35%	$735	0.34%	$668	0.32%	$717	0.35%	$825	0.41%

2013
Commercial:
Commercial and industrial	$343	0.15%	$107	0.18%	$55	0.10%	$81	0.14%	$100	0.18%
Real estate mortgage	(36)	(0.03)	(41)	(0.14)	(19)	(0.08)	(5)	(0.02)	29	0.11
Real estate construction	(109)	(0.66)	(13)	(0.32)	(17)	(0.40)	(45)	(1.09)	(34)	(0.83)
Lease financing	17	0.14	—	—	—	—	18	0.55	(1)	(0.03)
Total commercial	215	0.06	53	0.06	19	0.02	49	0.05	94	0.11
Consumer:
Real estate 1-4 family first mortgage	1,193	0.47	195	0.30	242	0.38	327	0.52	429	0.69
Real estate 1-4 family junior lien mortgage	1,310	1.86	226	1.34	275	1.58	360	2.02	449	2.46
Credit card	895	3.62	220	3.38	207	3.28	233	3.90	235	3.95
Automobile	303	0.63	108	0.85	78	0.63	41	0.35	76	0.66
Other revolving credit and installment	593	1.41	161	1.50	154	1.45	142	1.34	136	1.34
Total consumer	4,294	0.98	910	0.82	956	0.86	1,103	1.01	1,325	1.23
Total	$4,509	0.56%	$963	0.47%	$975	0.48%	$1,152	0.58%	$1,419	0.72%

(1)	Quarterly net charge-offs (recoveries) as a percentage of average respective loans are annualized.

Table 39 presents net charge-offs for the four quarters and full year of 2014 and 2013. Net charge-offs in 2014 were $2.9 billion (0.35% of average total loans outstanding) compared with $4.5 billion (0.56%) in 2013. We continued to have strong improvement in our commercial and residential real estate secured portfolios. Our commercial real estate portfolios were in a net recovery position every quarter in 2014 and 2013. Our consumer real estate portfolios continued to benefit from the improvement in the housing market with losses down $1.4 billion, or 55%, from 2013.

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
We apply a disciplined process and methodology to establish our allowance for credit losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade-specific characteristics. The process involves subjective and complex judgments. In addition, we review a variety of credit metrics and trends. These credit metrics and trends, however, do not solely determine the amount of the allowance as we use several analytical tools. For additional information on our allowance for credit losses, see the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Table 40 presents the allocation of the allowance for credit losses by loan segment and class for the last five years.

Table 40: Allocation of the Allowance for Credit Losses (ACL)
	Dec 31, 2014		Dec 31, 2013		Dec 31, 2012		Dec 31, 2011		Dec 31, 2010
	Loans		Loans		Loans		Loans		Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
(in millions)	ACL	loans	ACL	loans	ACL	loans	ACL	loans	ACL	loans
Commercial:
Commercial and industrial	$3,506	32%	$3,040	29%	$2,789	28%	$2,810	27%	$3,531	24%
Real estate mortgage	1,576	13	2,157	14	2,284	13	2,570	14	3,072	13
Real estate construction	1,097	2	775	2	552	2	893	2	1,387	4
Lease financing	198	1	131	1	89	2	85	2	179	2
Total commercial	6,377	48	6,103	46	5,714	45	6,358	45	8,169	43
Consumer:
Real estate 1-4 family first mortgage	2,878	31	4,087	32	6,100	31	6,934	30	7,603	30
Real estate 1-4 family junior lien mortgage	1,566	7	2,534	8	3,462	10	3,897	11	4,557	13
Credit card	1,271	4	1,224	3	1,234	3	1,294	3	1,945	3
Automobile	516	6	475	6	417	6	555	6	771	6
Other revolving credit and installment	561	4	548	5	550	5	630	5	418	5
Total consumer	6,792	52	8,868	54	11,763	55	13,310	55	15,294	57
Total	$13,169	100%	$14,971	100%	$17,477	100%	$19,668	100%	$23,463	100%

	Dec 31, 2014		Dec 31, 2013		Dec 31, 2012		Dec 31, 2011		Dec 31, 2010
Components:
Allowance for loan losses	$12,319		14,502		17,060		19,372		23,022
Allowance for unfunded credit commitments	850		469		417		296		441
Allowance for credit losses	$13,169		14,971		17,477		19,668		23,463
Allowance for loan losses as a percentage of total loans		1.43%		1.76		2.13		2.52		3.04
Allowance for loan losses as a percentage of total net charge-offs		418		322		189		171		130
Allowance for credit losses as a percentage of total loans		1.53		1.82		2.19		2.56		3.10
Allowance for credit losses as a percentage of total nonaccrual loans		103		96		85		92		89

In addition to the allowance for credit losses, there was $2.9 billion at December 31, 2014, and $5.2 billion at December 31, 2013, of nonaccretable difference to absorb losses for PCI loans. The allowance for credit losses is lower than otherwise would have been required without PCI loan accounting. As a result of PCI loans, certain ratios of the Company may not be directly comparable with credit-related metrics for other financial institutions. For additional information on PCI loans, see the “Risk Management – Credit

Risk Management – Purchased Credit-Impaired Loans” section, Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
The ratio of the allowance for credit losses to total nonaccrual loans may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Substantially all of our nonaccrual

Risk Management - Credit Risk Management (continued)

loans were real estate 1-4 family first and junior lien mortgage loans at December 31, 2014.
The allowance for credit losses again declined in 2014, which reflected continued credit improvement, particularly in residential real estate and primarily associated with continued improvement in the housing market. The total provision for credit losses was $1.4 billion in 2014, $2.3 billion in 2013 and $7.2 billion in 2012.
The 2014 provision for credit losses was $1.4 billion, $1.6 billion less than net charge-offs, due to strong underlying credit, and improvement in the housing market.
The 2013 provision was $2.3 billion, $2.2 billion less than net charge-offs, and the 2012 provision was $7.2 billion, $1.8 billion less than net charge-offs. In each of 2013 and 2012 the provision was influenced by continually improving credit performance.
We believe the allowance for credit losses of $13.2 billion at December 31, 2014, was appropriate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at that date. The allowance for credit losses is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions. Our process for determining the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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
In connection with our sales and securitization of residential mortgage loans to various parties, we have established a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Our mortgage repurchase liability estimation process also incorporates a forecast of repurchase demands associated with mortgage insurance rescission activity.
Because we retain the servicing for most of the mortgage loans we sell or securitize, we believe the quality of our residential mortgage loan servicing portfolio provides helpful information in evaluating our repurchase liability. Of the $1.8 trillion in the residential mortgage loan servicing portfolio at December 31, 2014, 94% was current and less than 2% was subprime at origination. Our combined delinquency and foreclosure rate on this portfolio was 5.79% at December 31, 2014, compared with 6.40% at December 31, 2013. Three percent of this portfolio is private label securitizations for which we originated the loans and therefore have some repurchase risk.

The overall level of unresolved repurchase demands and mortgage insurance rescissions outstanding at December 31, 2014, was down from a year ago both in number of outstanding loans and in total dollar balances as we continued to work through the new demands and mortgage insurance rescissions and as we announced settlements with both Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) in 2013, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009, and loans sold to FNMA that were originated prior to January 1, 2009. Demands from private investors declined from December 31, 2013 primarily due to settlements with two private investors in first quarter 2014 that resolved many of the increased demands we experienced commencing in 2012 and significantly in fourth quarter 2013.
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
Table 41 provides the number of unresolved repurchase demands and mortgage insurance rescissions.

Risk Management - Credit Risk Management (continued)

Table 41: Unresolved Repurchase Demands and Mortgage Insurance Rescissions
	Government sponsored entities (1)		Private		Mortgage insurance rescissions with no demand (2)		Total
($ in millions)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)	Number of loans	Original loan balance (3)
2014
December 31,	546	$118	173	$34	120	$31	839	$183
September 30,	426	93	322	75	233	52	981	220
June 30,	678	149	362	80	305	66	1,345	295
March 31,	599	126	391	89	409	90	1,399	305

2013
December 31,	674	124	2,260	497	394	87	3,328	708
September 30,	4,422	958	1,240	264	385	87	6,047	1,309
June 30,	6,313	1,413	1,206	258	561	127	8,080	1,798
March 31,	5,910	1,371	1,278	278	652	145	7,840	1,794

(1)
Includes unresolved repurchase demands of 4 and $1 million, 7 and $1 million, 14 and $3 million, 25 and $3 million, 42 and $6 million, 1,247 and $225 million, 942 and $190 million and 674 and $147 million at December 31, September 30, June 30 and March 31, 2014, and December 31, September 30, June 30 and March 31, 2013, respectively, received from investors on mortgage servicing rights acquired from other originators. We generally have the right of recourse against the seller and may be able to recover losses related to such repurchase demands subject to counterparty risk associated with the seller.

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

Table 42 summarizes the changes in our mortgage repurchase liability. We incurred net losses on repurchased loans and investor reimbursements totaling $144 million in 2014, compared with $481 million in 2013, excluding the

$746 million and the $508 million cash payments for the FHLMC and FNMA settlement agreements, respectively.

Table 42: Changes in Mortgage Repurchase Liability
	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec. 31,
(in millions)	2014	2014	2014	2014	2014	2013	2012
Balance, beginning of period	$669	766	799	899	899	2,206	1,326
Provision for repurchase losses:
Loan sales	10	12	12	10	44	143	275
Change in estimate (1)	(49)	(93)	(38)	(4)	(184)	285	1,665
Total additions (reductions)	(39)	(81)	(26)	6	(140)	428	1,940
Losses (2)	(15)	(16)	(7)	(106)	(144)	(1,735)	(1,060)
Balance, end of period	$615	669	766	799	615	899	2,206

(1)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

(2)
Year ended December 31, 2013, reflects $746 million as a result of the agreement with FHLMC that resolves substantially all repurchase liabilities related to loans sold to FHLMC prior to January 1, 2009. Year ended December 31, 2013, reflects $508 million as a result of the agreement with FNMA that resolves substantially all repurchase liabilities related to loans sold to FNMA that were originated prior to January 1, 2009.

Our liability for mortgage repurchases, included in “Accrued expenses and other liabilities” in our consolidated balance sheet, represents our best estimate of the probable loss that we expect to incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. The mortgage repurchase liability estimation process requires management to make difficult, subjective and complex judgments about matters that are inherently uncertain, including demand expectations, economic factors, and the specific characteristics of the loans subject to repurchase. Our evaluation considers all vintages and the collective actions of the GSEs and their regulator, the Federal Housing Finance Agency (FHFA), mortgage insurers and our correspondent lenders. We maintain regular contact with the GSEs, the FHFA, and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The liability was $615 million at December 31, 2014, and $899 million at December 31, 2013. In 2014, we released $140 million, which increased net gains on mortgage loan origination/sales activities, compared with a provision of $428 million in 2013. The release in 2014 was primarily due to a re-estimation of our liability based on recently observed trends.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $973 million at December 31, 2014, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) used in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions.
Table 43 provides information on the sensitivity of the mortgage repurchase liability estimate to changes in assumptions. For additional information on our repurchase liability, see Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

Table 43: Mortgage Repurchase Liability - Sensitivity Assumptions
Mortgage
repurchase
(in millions)	liability
Balance at December 31, 2014	$615

Loss on repurchases (1)	28.4%
Increase in liability from:
10% higher losses	$57
25% higher losses	141

Repurchase rate assumption (2)	0.2%
Increase in liability from:
10% higher repurchase rates	$48
25% higher repurchase rates	120

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

General Servicing Duties and Requirements
The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payments due from borrowers, (2) advance certain delinquent payments of principal and interest on the mortgage loans, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, (5) foreclose on defaulted mortgage loans or, to the extent consistent with the related servicing agreement, consider alternatives to foreclosure, such as loan modifications or short sales, and (6) for loans sold into private label securitizations, manage the foreclosed property through liquidation. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, (2) consult with each servicer and use reasonable efforts to cause the servicer to observe its servicing obligations, (3) prepare monthly distribution statements to security holders and, if required by the securitization documents, certain periodic reports required to be filed with the SEC, (4) if required by the securitization documents, calculate distributions and loss allocations on the mortgage-backed securities, (5) prepare tax and information returns of the securitization trust, and (6) advance amounts required by non-affiliated servicers who fail to perform their advancing obligations.
Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, most private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or for errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or against any of our acts or omissions that involve willful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan.

Consent Orders and Settlement Agreements for Mortgage Servicing and Foreclosure Practices
In connection with our servicing activities we have entered into various settlements with federal and state regulators to resolve certain alleged servicing issues and practices. In general, these settlements required us to provide customers with loan modification relief, refinancing relief, and foreclosure prevention and assistance, as well as imposed certain monetary penalties on us.
In particular, on February 28, 2013, we entered into amendments to an April 2011 Consent Order with both the Office of the Comptroller of the Currency (OCC) and the FRB, which effectively ceased the Independent Foreclosure Review program created by such Consent Order and replaced it with an accelerated remediation commitment to provide foreclosure prevention actions on $1.2 billion of residential mortgage loans, subject to a process to be administered by the OCC and the FRB. During 2014, we believe we reported sufficient foreclosure prevention actions to the monitor of the accelerated remediation

Risk Management - Credit Risk Management (continued)

process to meet the $1.2 billion commitment, but are awaiting monitor approval.
In addition, on February 9, 2012, a federal/state settlement was announced among the DOJ, HUD, the Department of the Treasury, the Department of Veteran Affairs, the Federal Trade Commission, the Executive Office of the U.S. Trustee, the Consumer Financial Protection Bureau, a task force of Attorneys General, Wells Fargo, and four other servicers related to investigations of mortgage industry servicing and foreclosure practices. Under the terms of this settlement, we agreed to certain programmatic commitments, consisting of three components totaling approximately $5.3 billion. As announced on March 18, 2014, we have successfully fulfilled our remaining commitments (and state-level sub-commitments) in accordance with the terms of this settlement.

Asset/Liability Management
Asset/liability management involves evaluating, monitoring and managing interest rate risk, market risk, liquidity and funding. Primary oversight of interest rate risk and market risk resides with the Finance Committee of our Board of Directors (Board), which oversees the administration and effectiveness of financial risk management policies and processes used to assess and manage these risks. Primary oversight of liquidity and funding resides with the Risk Committee of the Board. At the management level we utilize a Corporate Asset/Liability Management Committee (Corporate ALCO), which consists of senior financial, risk, and business executives, to oversee these risks and report on them periodically to the Board’s Finance Committee and Risk Committee as appropriate. Each of our principal lines of business has its own asset/liability management committee and process linked to the Corporate ALCO process. As discussed in more detail for trading activities below, we employ separate management level oversight specific to market risk. Market risk, in its broadest sense, refers to the possibility that losses will result from the impact of adverse changes in market rates and prices on our trading and non-trading portfolios and financial instruments.

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
Our risk measures include both net interest income sensitivity and interest rate sensitive noninterest income and expense impacts. We refer to the combination of these exposures as interest rate sensitive earnings. In general, the Company is positioned to benefit from higher interest rates. Currently, our profile is such that net interest income will benefit from higher interest rates as our assets reprice faster and to a greater degree than our liabilities, and, in response to lower market rates, our assets will reprice downward and to a greater degree than our liabilities. Our interest rate sensitive noninterest income and expense is largely driven by mortgage activity, and tends to move in the opposite direction of our net interest income. So, in response to higher interest rates, mortgage activity, primarily refinancing activity, generally declines. And in response to lower rates, mortgage activity generally increases. Mortgage results are also impacted by the valuation of MSRs and related hedge positions. See the “Risk Management - Asset/Liability Management - Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.
The degree to which these sensitivities offset each other is dependent upon the timing and magnitude of changes in interest rates, and the slope of the yield curve. During a transition to a higher or lower interest rate environment, a reduction or increase in interest-sensitive earnings from the mortgage banking business could occur quickly, while the benefit or detriment from balance sheet repricing could take more time to develop. For example, our lower rate scenarios (scenario 1 and scenario 2) in the following table initially measure a decline in long-term interest rates versus our most likely scenario. Although the performance in these rate scenarios contain initial benefit from increased mortgage banking activity, the result is lower earnings relative to the most likely scenario over time given pressure on net interest income. The higher rate scenarios (scenario 3 and scenario 4) measure the impact of varying degrees of rising short-term and long-term interest rates over the course of the forecast horizon relative to the most likely scenario, both resulting in positive earnings sensitivity.
As of December 31, 2014, our most recent simulations estimate earnings at risk over the next 24 months under a range of both lower and higher interest rates. The results of the simulations are summarized in Table 44, indicating cumulative net income after tax earnings sensitivity relative to the most likely earnings plan over the 24 month horizon (a positive range indicates a beneficial earnings sensitivity measurement relative to the most likely earnings plan and a negative range indicates a detrimental earnings sensitivity relative to the most likely earnings plan).

Table 44: Earnings Sensitivity Over 24 Month Horizon Relative to Most Likely Earnings Plan
	Most	Lower rates		Higher rates
	likely	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Ending rates:
Federal funds	1.87%	0.25	1.61	2.10	5.00
10-year treasury (1)	3.76	1.70	3.26	4.26	6.01
Earnings relative to most likely	N/A	(2)-(3)%	(1)-(2)	0 - 5	>5

(1)	U.S. Constant Maturity Treasury Rate

We use the investment securities portfolio and exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. See the “Balance Sheet Analysis - Investment Securities” section in this Report for more information on the use of the available-for-sale and held-to-maturity securities portfolios. The notional or contractual amount, credit risk amount and fair value of the derivatives used to hedge our interest rate risk exposures as of December 31, 2014, and December 31, 2013, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in two main ways:

•
to convert the cash flows from selected asset and/or liability instruments/portfolios, including investments, commercial loans and long-term debt, from fixed-rate payments to floating-rate payments, or vice versa; and

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
As expected, with the increase in average mortgage interest rates in 2014, our mortgage banking revenue declined as the level of mortgage loan refinance activity decreased compared with 2013. The decline in mortgage loan origination income (primarily driven by the decline in mortgage loan refinancing volume) more than offset the increase in net servicing income. Despite the increase in average mortgage interest rates, the slow recovery in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue was strong in 2014, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during 2014.
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
We measure originations of MHFS at fair value where an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2014 and 2013, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale. In addition, in 2013, we originated certain prime agency-eligible loans to be held for investment as part of our asset/liability management strategy.
We initially measure all of our MSRs at fair value and carry substantially all of them at fair value depending on our strategy for managing interest rate risk. Under this method, the MSRs are recorded at fair value at the time we sell or securitize the related mortgage loans. The carrying value of MSRs carried at fair value reflects changes in fair value at the end of each quarter and changes are included in net servicing income, a component of mortgage banking noninterest income. If the fair value of the MSRs increases, income is recognized; if the fair value of the MSRs decreases, a loss is recognized. We use a dynamic and sophisticated model to estimate the fair value of our MSRs and periodically benchmark our estimates to independent appraisals. The valuation of MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. See “Critical Accounting Policies - Valuation of Residential Mortgage Servicing Rights” section in this Report for additional information. Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of MSRs, including prepayment speeds, expected returns and potential risks on the servicing asset portfolio, the value of escrow balances and other servicing valuation elements.
A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income for MSRs carried at fair value, net of any gains on free-standing derivatives

Risk Management - Asset/Liability Management (continued)

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
The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Gains or losses associated with these economic hedges are included in mortgage banking noninterest income. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2014, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.
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

•
The degree to which our net gains on loan originations offsets valuation changes for MSRs is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.

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

The total carrying value of our residential and commercial MSRs was $14.0 billion and $16.8 billion at December 31, 2014 and 2013, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 4.45% and 4.52% at December 31, 2014 and 2013, respectively. The carrying value of our total MSRs represented 0.75% and 0.88% of mortgage loans serviced for others at December 31, 2014 and 2013, respectively.
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

MARKET RISK - TRADING ACTIVITIES  The Finance Committee of our Board of Directors reviews the acceptable market risk appetite for our trading activities. We engage in trading activities primarily to accommodate the investment and risk management activities of our customers, execute economic hedging to manage certain balance sheet risks and, to a very limited degree, for proprietary trading for our own account. These activities primarily occur within our Wholesale Banking businesses and to a lesser extent other divisions of the Company. This includes entering into transactions with our customers that are recorded as trading assets and liabilities on our balance sheet. All of our trading assets and liabilities, including securities, foreign exchange transactions, commodity transactions, and derivatives are carried at fair value. Income earned related to these trading activities include net interest income and changes in fair value related to trading assets and liabilities. Net interest income earned on trading assets and liabilities is reflected in the interest income and interest expense components of our income statement. Changes in fair value of trading assets and liabilities are reflected in net gains on trading activities, a component of noninterest income in our income statement.

Table 45 presents total revenue from trading activities.

Table 45: Income from Trading Activities
	Year ended December 31,
(in millions)	2014	2013	2012
Interest income (1)	$1,685	1,376	1,358
Less: Interest expense (2)	382	307	245
Net interest income	1,303	1,069	1,113
Noninterest income:
Net gains from trading activities (3):
Customer accommodation	924	1,278	1,347
Economic hedges and other (4)	233	332	345
Proprietary trading	4	13	15
Total net trading gains	1,161	1,623	1,707
Total trading-related net interest and noninterest income	$2,464	2,692	2,820

(1)	Represents interest and dividend income earned on trading securities.

(2)	Represents interest and dividend expense incurred on trading securities we have sold but have not yet purchased.

(3)	Represents realized gains (losses) from our trading activity and unrealized gains (losses) due to changes in fair value of our trading positions, attributable to the type of business activity.

(4)	Excludes economic hedging of mortgage banking activities and asset/liability management.

 Customer accommodation Customer accommodation activities are conducted to help customers manage their investment and risk management needs. We engage in market-making activities or act as an intermediary to purchase or sell financial instruments in anticipation of or in response to customer needs. This category also includes positions we use to manage our exposure to customer transactions.
For the majority of our customer accommodation trading, we serve as intermediary between buyer and seller. For example, we may purchase or sell a derivative to a customer who wants to manage interest rate risk exposure. We typically enter into offsetting derivative or security positions with a separate counterparty or exchange to manage our exposure to the derivative with our customer. We earn income on this activity based on the transaction price difference between the customer and offsetting derivative or security positions, which is reflected in the fair value changes of the positions recorded in net gains on trading activities.
Customer accommodation trading also includes net gains related to market-making activities in which we take positions to facilitate customer order flow. For example, we may own securities recorded as trading assets (long positions) or sold securities we have not yet purchased, recorded as trading liabilities (short positions), typically on a short-term basis, to facilitate support of buying and selling demand from our customers. As a market maker in these securities, we earn income due to: (1) the difference between the price paid or received for the purchase and sale of the security (bid-ask spread), (2) the net interest income, and (3) the change in fair value of the long or short positions during the short-term period held on our balance sheet. Additionally, we may enter into separate derivative or security positions to manage our exposure related to our long or short security positions. Collectively, income earned on this type of market-making activity is reflected in the fair value changes of these positions recorded in net gain on trading activities.

Risk Management - Asset/Liability Management (continued)

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

Proprietary trading Proprietary trading consists of security or derivative positions executed for our own account based upon market expectations or to benefit from price differences between financial instruments and markets. Proprietary trading activity has been substantially restricted by the Dodd-Frank Act provisions known as the “Volcker Rule.” Accordingly, we reduced and are exiting certain business activities in anticipation of the rule’s compliance date. As discussed within this section and the noninterest income section of our financial results, proprietary trading activity is insignificant to our business and financial results. For more details on the Volcker Rule, see the “Regulatory Reform” section in this Report.

Daily Trading-Related Revenue Table 46 provides information on the distribution of daily trading-related revenues for the Company’s trading portfolio. This trading-related revenue is defined as the change in value of the trading assets and trading liabilities, trading-related net interest income, and trading-related intra-day gains and losses. Net trading-related revenue does not include activity related to long-term positions held for economic hedging purposes, period-end adjustments, and other activity not representative of daily price changes driven by market factors.

Table 46:  Distribution of Daily Trading-Related Revenues

35
30
25
20
15
10
5
0
Number of Days
($5mm) & lower
($5mm) to $0
$0 to $5mm
$5mm to $10mm
$10mm to $15mm
$15mm & Higher
Three Months Ended September 30, 2014
Three Months Ended December 31, 2014

Market Risk is the risk of adverse changes in the fair value of the trading portfolios and financial instruments held by the Company due to changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity, and commodity prices. Market risk is intrinsic to the Company’s sales and trading, market making, investing, and risk management activities.
The Company uses Value-at-Risk (VaR) metrics complemented with sensitivity analysis and stress testing in measuring and monitoring market risk. These market risk measures are monitored at both the business unit level and at aggregated levels on a daily basis. Our corporate market risk management function aggregates and monitors all exposures to ensure risk measures are within our established risk appetite. Changes to the market risk profile are analyzed and reported on a daily basis. The Company monitors various market risk exposure measures from a variety of perspectives, which include line of business, product, risk type, and legal entity.

VaR is a statistical risk measure used to estimate the potential loss from adverse moves in the financial markets. The VaR measures assume that historical changes in market values (historical simulation analysis) are representative of the potential future outcomes and measure the expected loss over a given time interval (for example, 1 day or 10 days) within a given confidence level. Our historical simulation analysis approach uses historical observations of daily changes of each of the market risk factors from each trading day in the previous 12 months. The risk drivers of each market risk exposure are updated on a daily basis. We measure and report VaR for a 1-day holding period at a 99% confidence level. This means that we would expect to incur single day losses greater than predicted by VaR estimates for the measured positions one time in every 100 trading days. We treat data from all historical periods as equally relevant and consider using data for the previous 12 months as appropriate for determining VaR. We believe using a 12-month look back period helps ensure the Company’s VaR is responsive to current market conditions.
VaR measurement between different financial institutions is not readily comparable due to modeling and assumption differences from company to company. VaR measures are more useful when interpreted as an indication of trends rather than an absolute measure to be compared across financial institutions.
VaR models are subject to limitations which include, but are not limited to, the use of historical changes in market factors that may not accurately reflect future changes in market factors, and the inability to predict market liquidity in extreme market conditions. All limitations such as model inputs, model assumptions, and calculation methodology risk are monitored by the Corporate Market Risk Group and the Corporate Model Risk Group.
The VaR models measure exposure to the following categories:

•	credit risk - exposures from corporate credit spreads, asset-backed security spreads, and mortgage prepayments.

•	interest rate risk - exposures from changes in the level, scope, and curvature of interest rate curves and the volatility of interest rates.

•	equity risk - exposures to changes in equity prices and volatilities of single name, index, and basket exposure.

•	commodity risk - exposures to changes in commodity prices and volatilities.

•	foreign exchange risk - exposures to changes in foreign exchange rates and volatilities.

VaR is the primary market risk management measure for the assets and liabilities classified as trading and is used as a supplemental analysis tool to monitor exposures classified as available for sale (AFS) and other exposures that we carry at fair value.
Trading VaR is the measure used to provide insight into the market risk exhibited by the Company’s trading positions. The Company calculates Trading VaR for risk management purposes to establish line of business and Company-wide risk limits. Trading VaR is calculated based on all trading positions classified as trading assets or trading liabilities on our balance sheet.
Table 47 shows the results of the Company’s Trading VaR by risk category. As presented in the table, average Trading VaR was $21 million for the quarter ended December 31, 2014, compared with $17 million for the quarter ended September 30, 2014. The increase was primarily driven by changes in portfolio composition.

Table 47: Trading 1-Day 99% General VaR Risk Category
	Quarter ended
	December 31, 2014				September 30, 2014
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
General VaR Risk Categories
Credit	$10	14	10	19	17	16	12	20
Interest rate	24	27	19	37	29	30	25	39
Equity	9	8	6	12	8	7	6	9
Commodity	1	1	1	2	1	1	1	1
Foreign exchange	1	1	—	1	—	1	—	1
Diversification benefit (1)	(23)	(30)			(37)	(38)
Total VaR	22	21			18	17

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

Sensitivity Analysis Given the inherent limitations of the VaR models, the Company uses other measures, including sensitivity analysis, to measure and monitor risk. Sensitivity analysis is the measure of exposure to a single risk factor, such as a 0.01% increase in interest rates or a 1% increase in equity prices. We conduct and monitor sensitivity on interest rates, credit spreads, volatility, equity, commodity, and foreign exchange exposure. Sensitivity analysis complements VaR as it provides an indication of risk relative to each factor irrespective of historical market moves.

Stress Testing While VaR captures the risk of loss due to adverse changes in markets using recent historical market data, stress testing captures the Company’s exposure to extreme but low probability market movements. Stress scenarios estimate the risk of losses based on management’s assumptions of abnormal but severe market movements such as severe credit spread widening or a large decline in equity prices. These scenarios assume that the market moves happen instantaneously and no repositioning or hedging activity takes place to mitigate losses as events unfold (a conservative approach since experience demonstrates otherwise).

Risk Management - Asset/Liability Management (continued)

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
The Company’s stress testing framework is also used in calculating results in support of the Federal Reserve Board’s Comprehensive Capital Analysis & Review (CCAR) and internal stress tests. Stress scenarios are regularly reviewed and updated to address potential market events or concerns. For more detail on the CCAR process, see the “Capital Management” section in this Report.

Regulatory Market Risk Capital is based on U.S. regulatory agency risk-based capital regulations that are based on the Basel Committee Capital Accord of the Basel Committee on Banking Supervision. Prior to January 1, 2013, U.S. banking regulators’ market risk capital requirements were subject to Basel I and thereafter based on Basel 2.5. Effective January 1, 2014, the Company must calculate regulatory capital based on the Basel III market risk capital rule, which integrated Basel 2.5, and requires banking organizations with significant trading activities to adjust their capital requirements to better account for the market risks of those activities based on a comprehensive and risk sensitive method and models. The market risk capital rule is intended to cover the risk of loss in value of covered positions due to changes in market conditions.

Composition of Material Portfolio of Covered Positions The market risk capital rule substantially modified the determination of market risk risk-weighted assets (RWAs), and implemented a more risk-sensitive methodology for the risks inherent in certain “covered” trading positions. The positions that are “covered” by the market risk capital rule are generally a subset of our trading assets and trading liabilities, specifically those held by the Company for the purpose of short-term resale or with the intent of benefiting from actual or expected short-term price movements, or to lock in arbitrage profits. Positions excluded from market risk regulatory capital treatment are subject to the credit risk capital rules applicable to the “non-covered” trading positions.
The material portfolio of the Company’s “covered” positions is predominantly concentrated in the trading assets and trading liabilities managed within Wholesale Banking where the substantial portion of market risk capital is required. Wholesale Banking engages in the fixed income, traded credit, foreign exchange, equities, and commodities markets businesses. Other business segments hold small additional trading positions covered under the market risk capital rule.
Table 48 summarizes the market risk-based capital requirements charge and market RWAs in accordance with the Basel III market risk capital rule as of December 31, 2014, and in accordance with the Basel 2.5 market risk capital rule as of December 31, 2013. The market RWAs are calculated as the sum of the components in the table below.

Table 48: Market Risk Regulatory Capital and RWAs
	December 31, 2014		December 31, 2013
(in millions)	Risk- based capital	Risk- weighted assets	Risk- based capital	Risk- weighted assets
Total VaR	$146	1,822	252	3,149
Total Stressed VaR	1,469	18,359	921	11,512
Incremental Risk Charge	345	4,317	393	4,913
Securitized Products Charge	766	9,577	633	7,913
Standard Specific Risk Charge	1,177	14,709	583	7,289
De minimis Charges (positions not included in models)	66	829	125	1,563
Total	$3,969	49,613	2,907	36,339

RWA Rollforward Table 49 depicts the changes in the market risk regulatory capital and RWAs under Basel III for the full year and fourth quarter of 2014.

Table 49: Analysis of Changes in Market Risk Regulatory Capital and RWAs
(in millions)	Risk-based capital	Risk-weighted assets
Balance, December 31, 2013	$2,907	36,339
Total VaR	(106)	(1,327)
Total Stressed VaR	548	6,847
Incremental Risk Charge	(48)	(596)
Securitized Products Charge	133	1,664
Standardized Specific Risk Charge	594	7,420
De minimis Charges	(59)	(734)
Balance, December 31, 2014	$3,969	49,613

Balance, September 30, 2014	$4,089	51,117
Total VaR	(97)	(1,215)
Total Stressed VaR	110	1,370
Incremental Risk Charge	(23)	(284)
Securitized Products Charge	18	227
Standardized Specific Risk Charge	(120)	(1,500)
De minimis Charges	(8)	(102)
Balance, December 31, 2014	$3,969	49,613

The increase in standardized specific risk charge for risk-based capital and RWAs in 2014 resulted primarily from a change during the quarter ended March 31, 2014, in positions now subject to standardized specific risk charges. All changes to market risk regulatory capital and RWAs in the quarter ended

December 31, 2014, were associated with changes in positions due to normal trading activity.
Regulatory Market Risk Capital Components The capital required for market risk on the Company’s “covered” positions is determined by internally developed models or standardized specific risk charges. The market risk regulatory capital models are subject to internal model risk management and validation. The models are continuously monitored and enhanced in response to changes in market conditions, improvements in system capabilities, and changes in the Company’s market risk exposure. The Company is required to obtain and has received prior written approval from its regulators before using its internally developed models to calculate the market risk capital charge.
Basel III prescribes various VaR measures in the determination of regulatory capital and risk-weighted assets. The Company uses the same VaR models for both market risk management purposes as well as regulatory capital calculations. For regulatory purposes, we use the following metrics to determine the Company’s market risk capital requirements:

General VaR measures the risk of broad market movements such as changes in the level of credit spreads, interest rates, equity prices, commodity prices, and foreign exchange rates. General VaR uses historical simulation analysis based on 99% confidence level and a 10-day time horizon.
Table 50 shows the General VaR measure categorized by major risk categories. Average 10-day General VaR was $36 million for the quarter ended December 31, 2014, compared with $29 million for the quarter ended September 30, 2014. The increase was primarily driven by changes in portfolio composition.

Table 50: Regulatory 10-Day 99% General VaR by Risk Category
		Quarter ended
		December 31, 2014			September 30, 2014
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Wholesale General VaR Risk Categories
Credit	$34	45	34	52	47	43	25	74
Interest rate	66	68	48	96	73	79	63	103
Equity	9	10	4	16	10	7	4	11
Commodity	3	3	1	7	3	4	2	9
Foreign exchange	4	3	1	11	2	4	1	16
Diversification benefit (1)	(81)	(92)			(102)	(107)
Wholesale General VaR	$35	37	22	54	33	30	20	44
Company General VaR	35	36	23	54	33	29	19	42

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

Specific Risk measures the risk of loss that could result from factors other than broad market movements, or name-specific market risk. Specific Risk uses Monte Carlo simulation analysis based on a 99% confidence level and a 10-day time horizon.

Total VaR (as presented in Table 51) is composed of General VaR and Specific Risk and uses the previous 12 months of historical market data to comply with regulatory requirements.

Total Stressed VaR (as presented in Table 51) uses a historical period of significant financial stress over a continuous 12 month period using historically available market data and is composed of Stressed General VaR and Stressed Specific Risk. Total Stressed VaR uses the same methodology and models as Total VaR.

Risk Management - Asset/Liability Management (continued)

Incremental Risk Charge according to the market risk capital rule, must capture losses due to both issuer default and migration risk at the 99.9% confidence level over the one-year capital horizon under the assumption of constant level of risk or a constant position assumption. The model covers all non-securitized credit-sensitive products.
The Company calculates Incremental Risk by generating a portfolio loss distribution using Monte Carlo simulation, which assumes numerous scenarios, where an assumption is made that the portfolio’s composition remains constant for a one-year time horizon. Individual issuer credit grade migration and issuer default risk is modeled through generation of the issuer’s credit rating transition based upon statistical modeling. Correlation between credit grade migration and default is captured by a multifactor proprietary model which takes into account industry classifications as well as regional effects. Additionally, the impact of market and issuer specific concentrations is reflected in the modeling framework by assignment of a higher charge for portfolios that have increasing concentrations in particular issuers or sectors. Lastly, the model captures product basis risk; that is, it reflects the material disparity between a position and its hedge.
Table 51 provides information on the Incremental Risk Charge results for the quarter ended December 31, 2014. For this charge, the required capital at quarter end equals the average for the quarter.

Table 51: Market Risk Regulatory Capital Modeled Components
	Quarter ended December 31, 2014				December 31, 2014
(in millions)	Average	Low	High	Quarter end	Risk- based capital (1)	Risk- weighted assets (1)
Total VaR	$49	39	83	50	146	1,822
Total Stressed VaR	490	440	571	480	1,469	18,359
Incremental Risk Charge	345	310	382	338	345	4,317

(1)	Represents the required component amount for market risk based upon the respective VaR and Incremental Risk Charge requirements.

Securitized Products Charge Basel III requires a separate market risk capital charge for positions classified as a securitization or re-securitization. The primary criteria for classification as a securitization are whether there is a transfer of risk and whether the credit risk associated with the underlying exposures has been separated into at least two tranches reflecting different levels of seniority. Covered trading securitizations positions include consumer and commercial asset-backed securities (ABS), commercial mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS), and collateralized loan and other debt obligations (CLO/CDO) positions. The securitization capital requirements are the greater of the capital requirements of the net long or short exposure, and are capped at the maximum loss that could be incurred on any given transaction. Table 52 shows the aggregate net fair market value of securities and derivative securitization positions by exposure type that meet the regulatory definition of a covered trading securitization position at December 31, 2014 and 2013.

Table 52: Covered Securitization Positions by Exposure Type (Market Value)
(in millions)	ABS	CMBS	RMBS	CLO/CDO
December 31, 2014

Securitization exposure:
Securities	$752	709	689	553
Derivatives	(1)	5	23	(31)
Total	751	714	712	522
December 31, 2013

Securitization Exposure:
Securities	604	559	479	561
Derivatives	(2)	2	16	(72)
Total	$602	561	495	489

SECURITIZATION DUE DILIGENCE AND RISK MONITORING  The market risk capital rule requires that the Company conduct due diligence on the risk of each position within three days of the purchase of a securitization position. The Company's due diligence on the creditworthiness of each position provides an understanding of the features that would materially affect the performance of a securitization or re-securitization. The due diligence analysis is performed again on a quarterly basis for each securitization and re-securitization position. The Company uses an automated solution to track the due diligence associated with securitization activity. The Company aims to manage the risks associated with securitization and re-securitization positions through the use of offsetting positions and portfolio diversification.

Standardized Specific Risk Charge For debt and equity positions that are not evaluated by the approved internal specific risk models, a regulatory prescribed standard specific risk charge is applied. The standard specific risk add-on for sovereign entities, public sector entities, and depository institutions is based on the Organization for Economic Co-operation and Development (OECD) country risk classifications (CRC) and the remaining contractual maturity of the position. These risk add-ons for debt positions range from 0.25% to 12%. The add-on for corporate debt is based on creditworthiness and the remaining contractual maturity of the position. All other types of debt positions are subject to an 8% add-on. The standard specific risk add-on for equity positions is generally 8%.

Comprehensive Risk Charge / Correlation Trading The market risk capital rule requires capital for correlation trading positions. The Company's remaining correlation trading exposure covered under the market risk capital rule matured in fourth quarter 2014.

VaR Backtesting The market risk capital rule requires backtesting as one form of validation of the VaR model. Backtesting is a comparison of the daily VaR estimate with the actual clean profit and loss (clean P&L) as defined by the market risk capital rule. Clean P&L is the change in the value of the Company’s covered trading positions that would have occurred had previous end-of-day covered trading positions remained unchanged (therefore, excluding fees, commissions, net interest income, and intraday trading gains and losses). The backtesting analysis compares the daily Total VaR for each of the trading days in the preceding 12 months with the net clean P&L. Clean P&L does not include credit adjustments and other activity not representative of daily price changes driven by market risk factors. The clean P&L measure of revenue is used to evaluate the performance of the Total VaR and is not comparable to our actual daily trading net revenues, as reported elsewhere in this Report.
Any observed clean P&L loss in excess of the Total VaR is considered a market risk regulatory capital backtesting exception. The actual number of exceptions (that is, the number of business days for which the clean P&L losses exceed the corresponding 1-day, 99% Total VaR measure) over the preceding 12 months is used to determine the capital multiplier for the capital calculation. The number of actual backtesting exceptions is dependent on current market performance relative to historic market volatility. This capital multiplier increases from a minimum of three to a maximum of four, depending on the number of exceptions. No backtesting exceptions occurred over the preceding 12 months. Backtesting is also performed at granular levels within the Company with sub-portfolio results provided to federal regulators.
Table 53 shows daily Total VaR (1-day, 99%) for the 12 months ended December 31, 2014. The Company’s average Total VaR for fourth quarter 2014 was $22 million with a low of $17 million and a high of $28 million.

Table 53:  Daily Total 1-Day 99% VaR Measure (Rolling 12 Months)
Market Risk Governance The Finance Committee of our Board has primary oversight over market risk-taking activities of the Company and reviews the acceptable market risk appetite. The Corporate Risk Group’s Market Risk Committee, which reports to the Finance Committee of the Board, is responsible for governance and oversight over market risk-taking activities across the Company as well as the establishment of market risk appetite and associated limits. The Corporate Market Risk Group, which is part of the Corporate Risk Group, administers and monitors compliance with the requirements established by the Market Risk Committee. The Corporate Market Risk Group has oversight responsibilities in identifying, measuring and monitoring the Company’s market risk. The group is responsible for developing corporate market risk policy, creating quantitative market risk models, establishing independent risk limits, calculating and analyzing market risk capital, and reporting aggregated and line-of-business market risk information. Limits are regularly reviewed to ensure they remain relevant and within the market risk appetite for the Company. An automated limits-monitoring system enables a daily comprehensive review of multiple limits mandated across businesses. Limits are set with inner boundaries that will be periodically breached to promote an ongoing dialogue of risk exposure within the Company. Each line of business that exposes the Company to market risk has direct responsibility for managing market risk in accordance with defined risk tolerances and approved market risk mandates and hedging strategies. We measure and monitor market risk for both management and regulatory capital purposes.

Model Risk Management The market risk capital models are governed by our Corporate Model Risk Committee (CMoR) policies and procedures, which include model validation. The purpose of model validation includes ensuring the model is appropriate for its intended use and that appropriate controls exist to help mitigate the risk of invalid results. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes

Risk Management - Asset/Liability Management (continued)

ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose. The Corporate Model Risk Group provides oversight of model validation and assessment processes.
All internal valuation models are subject to ongoing review by business-unit-level management, and all models are subject to additional oversight by a corporate-level risk management department. Corporate oversight responsibilities include evaluating the adequacy of business unit risk management programs, maintaining company-wide model validation policies and standards, and reporting the results of these activities to management.

MARKET RISK - EQUITY INVESTMENTS We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board. The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews these investments at least quarterly and assesses them for possible OTTI. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Nonmarketable investments include private equity investments accounted for under the cost method, equity method and fair value option.
As part of our business to support our customers, we trade public equities, listed/OTC equity derivatives and convertible bonds. We have parameters that govern these activities. We also have marketable equity securities in the available-for-sale securities portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO. Gains and losses on these securities are recognized in net income when realized and periodically include OTTI charges.
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

Table 54 provides information regarding our marketable and nonmarketable equity investments as of December 31, 2014 and 2013.

Table 54: Nonmarketable and Marketable Equity Investments
	Dec 31,	Dec 31,
(in millions)	2014	2013
Nonmarketable equity investments:
Cost method:
Private equity and other	$2,300	2,308
Federal bank stock	4,733	4,670
Total cost method	7,033	6,978
Equity method:
LIHTC investments (1)	7,278	6,209
Private equity and other	5,132	5,782
Total equity method	12,410	11,991
Fair value (2)	2,512	1,386
Total nonmarketable equity investments (3)	$21,955	20,355
Marketable equity securities:
Cost	$1,906	2,039
Net unrealized gains	1,770	1,346
Total marketable equity securities (4)	$3,676	3,385

(1)	Represents low income housing tax credit investments.

(2)
Represents nonmarketable equity investments for which we have elected the fair value option. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for additional information.

(3)	Included in other assets on the balance sheet. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for additional information.

(4)	Included in available-for-sale securities. See Note 5 (Investment Securities) to Financial Statements in this Report for additional information.

LIQUIDITY AND FUNDING  The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. To achieve this objective, the Board of Directors establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. These guidelines are monitored on a monthly basis by the Corporate ALCO and on a quarterly basis by the Board of Directors. These guidelines are established and monitored for both the consolidated company and for the Parent on a stand-alone basis to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.
We maintain liquidity in the form of cash, cash equivalents and unencumbered high-quality, liquid securities. These assets make up our primary sources of liquidity which are presented in

Table 55. Our cash is primarily on deposit with the Federal Reserve. Securities included as part of our primary sources of liquidity are comprised of U.S. Treasury and federal agency debt, and mortgage-backed securities issued by federal agencies within our investment securities portfolio. We believe these securities provide quick sources of liquidity through sales or by pledging to obtain financing, regardless of market conditions. Some of these securities are within the held-to-maturity portion of our investment securities portfolio and as such are not intended for sale but may be pledged to obtain financing. Some of the legal entities within our consolidated group of companies are subject to various regulatory, tax, legal and other restrictions that can limit the transferability of their funds. We believe we maintain adequate liquidity at these entities in consideration of such funds transfer restrictions.

Table 55: Primary Sources of Liquidity
	December 31, 2014			December 31, 2013
(in millions)	Total	Encumbered	Unencumbered	Total	Encumbered	Unencumbered
Interest-earning deposits	$219,220	—	219,220	186,249	—	186,249
Securities of U.S. Treasury and federal agencies (1)	67,352	856	66,496	6,280	571	5,709
Mortgage-backed securities of federal agencies (2)	115,730	80,324	35,406	123,796	60,605	63,191
Total	$402,302	81,180	321,122	316,325	61,176	255,149

(1)	Included in encumbered securities at December 31, 2014, were securities with a fair value of $152 million which were purchased in December 2014, but settled in January 2015.

(2)
Included in encumbered securities at December 31, 2014, were securities with a fair value of $5 million which were purchased in December 2014, but settled in January 2015. Included in encumbered securities at December 31, 2013, were securities with a fair value of $653 million which were purchased in December 2013, but settled in January 2014.

In addition to our primary sources of liquidity shown in Table 55, liquidity is also available through the sale or financing of other securities including trading and/or available-for-sale securities, as well as through the sale, securitization or financing of loans, to the extent such securities and loans are not encumbered. In addition, other securities in our held-to-maturity portfolio, to the extent not encumbered, may be pledged to obtain financing.

Core customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At December 31, 2014, core deposits were 122% of total loans compared with 119% a year ago. Additional funding is provided by long-term debt, other foreign deposits, and short-term borrowings.
Table 56 shows selected information for short-term borrowings, which generally mature in less than 30 days.

Table 56: Short-Term Borrowings
	Quarter ended
(in millions)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Balance, period end
Federal funds purchased and securities sold under agreements to repurchase	$51,052	48,164	45,379	39,254	36,263
Commercial paper	2,456	4,365	4,261	6,070	5,162
Other short-term borrowings	10,010	10,398	12,209	11,737	12,458
Total	$63,518	62,927	61,849	57,061	53,883
Average daily balance for period
Federal funds purchased and securities sold under agreements to repurchase	$51,509	47,088	42,233	37,711	36,232
Commercial paper	3,511	4,587	5,221	5,713	4,731
Other short-term borrowings	9,656	10,610	11,391	11,078	11,323
Total	$64,676	62,285	58,845	54,502	52,286
Maximum month-end balance for period
Federal funds purchased and securities sold under agreements to repurchase (1)	$51,052	48,164	45,379	39,589	36,263
Commercial paper (2)	3,740	4,665	5,175	6,070	5,162
Other short-term borrowings (3)	10,010	10,990	12,209	11,737	12,458

(1)	Highest month-end balance in each of the last five quarters was in December, September, June and February 2014, and December 2013.

(2)	Highest month-end balance in each of the last five quarters was in November, July, April and March 2014, and December 2013.

(3)	Highest month-end balance in each of the last five quarters was in December, July, June and March 2014, and December 2013.

Risk Management - Asset/Liability Management (continued)

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
In light of industry changes and regulatory developments related to the Title II Orderly Liquidation Authority of the Dodd-Frank Act, rating agencies have proposed changes to various aspects of their ratings methodologies. Moody’s Investors Service has proposed significant revisions to its rating methodology, with a focus on how each type of creditor would be affected in any bank failure. Standard and Poor’s Ratings Services (S&P) is continuing its reassessment of whether to incorporate the likelihood of extraordinary government support into the ratings of certain bank holding companies, including the Parent. In addition, S&P has recently issued a proposal to incorporate into its bank-level rating methodology an assessment of additional capital available to absorb losses to reduce default risk. During fourth quarter 2014, our ratings were affirmed by Fitch Ratings and formally reviewed by S&P, with no changes. Both the Parent and Wells Fargo Bank, N.A. remain among the top-rated financial firms in the U.S.
See the “Risk Management – Asset/Liability Management” and “Risk Factors” sections in this Report for additional information regarding our credit ratings as of December 31, 2014, and the potential impact a credit rating downgrade would have on our liquidity and operations, as well as Note 16 (Derivatives) to Financial Statements in this Report for information regarding additional collateral and funding obligations required for certain derivative instruments in the event our credit ratings were to fall below investment grade.
The credit ratings of the Parent and Wells Fargo Bank, N.A. as of December 31, 2014, are presented in Table 57.

Table 57: Credit Ratings as of December 31, 2014
	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody's	A2	P-1	Aa3	P-1
S&P	A+	A-1	AA-	A-1+
Fitch, Inc.	AA-	F1+	AA	F1+
DBRS	AA	R-1*	AA**	R-1**

* middle    **high

On September 3, 2014, the FRB, OCC and FDIC issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) established by the Basel Committee on Banking Supervision (BCBS). The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The final LCR rule will be phased-in beginning January 1, 2015, and requires full compliance with a minimum 100% LCR by January 1, 2017. The FRB also recently finalized rules imposing enhanced liquidity management standards on large bank holding companies (BHC) such as Wells Fargo. We will continue to analyze these recently finalized rules and other regulatory proposals that may affect liquidity risk management to determine the level of operational or compliance impact to Wells Fargo. For additional information see the “Capital Management” and “Regulatory Reform” sections in this Report.

Parent Under SEC rules, our Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. In May 2014, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt. At December 31, 2014, the Parent had available $42.3 billion in short-term debt issuance authority and $67.8 billion in long-term debt issuance authority. The Parent’s debt issuance authority granted by the Board includes short-term and long-term debt issued to affiliates. During 2014, the Parent issued $18.1 billion of senior notes, of which $11.5 billion were registered with the SEC. In addition, during 2014, the Parent issued $4.5 billion of subordinated notes, all of which were registered with the SEC. Additionally, in February 2015, the Parent issued $5.2 billion of registered senior notes.
The Parent’s proceeds from securities issued were used for general corporate purposes, and, unless otherwise specified in the applicable prospectus or prospectus supplement, we expect the proceeds from securities issued in the future will be used for the same purposes. Depending on market conditions, we may purchase our outstanding debt securities from time to time in privately negotiated or open market transactions, by tender offer, or otherwise.
Table 58 provides information regarding the Parent’s medium-term note (MTN) programs. The Parent may issue senior and subordinated debt securities under Series L & M, Series N & O, and the European and Australian programmes. Under Series K, the Parent may issue senior debt securities linked to one or more indices or bearing interest at a fixed or floating rate.

Table 58: Medium-Term Note (MTN) Programs
			December 31, 2014
(in billions)	Date established		Debt issuance authority	Available for issuance
MTN program:
Series L & M (1)	May 2012		$25.0	0.9
Series N & O (1)(2)	May 2014		—	—
Series K (1)(3)	April 2010		25.0	21.8
European (4)(5)	December 2009		25.0	12.0
European (4)(6)	August 2013		10.0	9.2
Australian (4)(7)	June 2005	AUD	10.0	4.6

(1)	SEC registered.

(2)	The Parent can issue an indeterminate amount of debt securities, subject to the debt issuance authority granted by the Board described above.

(3)	As amended in April 2012.

(4)	Not registered with the SEC. May not be offered in the United States without applicable exemptions from registration.

(5)
As amended in April 2012, April 2013 and April 2014. For securities to be admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and to trade on the Regulated Market of the London Stock Exchange.

(6)
As amended in May 2014, for securities that will not be admitted to listing, trading and/or quotation by any stock exchange or quotation system, or will be admitted to listing, trading and/or quotation by a stock exchange or quotation system that is not considered to be a regulated market.

(7)	As amended in October 2005, March 2010 and September 2013.

Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $125 billion in outstanding long-term debt. At December 31, 2014, Wells Fargo Bank, N.A. had available $100 billion in short-term debt issuance authority and $63.5 billion in long-term debt issuance authority. In March 2012, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in outstanding long-term senior or subordinated notes. During 2014, Wells Fargo Bank, N.A. issued $3.1 billion of senior notes under the bank note program. At December 31, 2014, Wells Fargo Bank, N.A. had remaining issuance capacity under the bank note program of $50 billion in short-term senior notes and $33.5 billion in long-term senior or subordinated notes. In addition, during 2014, Wells Fargo Bank, N.A. executed advances of $15.0 billion with the Federal Home Loan Bank of Des Moines, and as of December 31, 2014, Wells Fargo Bank N.A. had outstanding advances of $34.1 billion across the Federal Home Loan Bank System.

Wells Fargo Canada Corporation In February 2014, Wells Fargo Canada Corporation (WFCC), an indirect wholly owned Canadian subsidiary of the Parent, qualified with the Canadian provincial securities commissions a base shelf prospectus for the distribution from time to time in Canada of up to CAD $7.0 billion in medium-term notes. At December 31, 2014, CAD $7.0 billion still remained available for future issuance under this prospectus. During 2014, WFCC issued CAD $1.3 billion in medium-term notes under a prior base shelf prospectus. All medium-term notes issued by WFCC are unconditionally guaranteed by the Parent.

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

Capital Management
We have an active program for managing capital through a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. Our potential sources of capital primarily include retention of earnings net of dividends, as well as issuances of common and preferred stock. Retained earnings increased $14.7 billion from December 31, 2013, predominantly from Wells Fargo net income of $23.1 billion, less common and preferred stock dividends of $8.4 billion. During 2014, we issued 96.3 million shares of common stock. In April 2014, we issued 2 million Depositary Shares, each representing 1/25th interest in a share of the Company’s newly issued 5.9% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series S, for an aggregate public offering price of $2.0 billion. In July 2014, we issued 32 million Depositary Shares, each representing 1/1000th interest in a share of the Company’s newly issued Non-Cumulative Perpetual Class A Preferred Stock, Series T, for an aggregate public offering price of $800 million. In addition, in January 2015, we issued 2 million Depositary Shares, each representing 1/25th interest in a share of the Company’s newly issued 5.875% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series U, for an aggregate public offering price of $2.0 billion. During 2014, we repurchased 183.1 million shares of common stock in open market transactions, private transactions and from employee benefit plans, at a cost of $9.2 billion. We also entered into a $750 million forward repurchase contract with an unrelated third party in October 2014 that settled in January 2015 for 14.3 million shares. In addition, we entered into another $750 million forward repurchase contract with an unrelated third party in January 2015 that is expected to settle in second quarter 2015 for approximately 14.3 million shares. For additional information about our forward repurchase agreements, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Regulatory Capital Guidelines
The Company and each of our insured depository institutions are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital (RBC) guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. At December 31, 2014, the Company and each of our insured depository institutions were “well-capitalized” under applicable regulatory capital adequacy guidelines. See Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.
The RBC guidelines, which have their roots in the 1988 capital accord of the Basel Committee on Banking Supervision (BCBS) establishing international guidelines for determining regulatory capital, reflect broad credit risk considerations and market-related risks, but do not take into account other types of risk facing a financial services company. Our capital adequacy assessment process contemplates a wide range of risks that the Company is exposed to and also takes into consideration our performance under a variety of stressed economic conditions, as well as regulatory expectations and guidance, rating agency viewpoints and the view of capital markets participants.
The market risk capital rule, effective January 1, 2013, is reflected in the Company’s calculation of RWAs to address the market risks of significant trading activities. In December 2013, the FRB approved a final rule, effective April 1, 2014, revising the market risk capital rule to, among other things, conform to the FRB’s new capital framework finalized in July 2013 and discussed below. For additional information see the “Risk Management - Asset/Liability Management” section in this Report.
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
In December 2010, the BCBS finalized a set of further revised international guidelines for determining regulatory capital known as “Basel III.” These guidelines were developed in response to the 2008 financial crisis and were intended to address many of the weaknesses identified in the previous Basel standards, as well as in the banking sector that contributed to the crisis including excessive leverage, inadequate and low quality capital and insufficient liquidity buffers.
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

•	eliminate the accumulated other comprehensive income or loss filter that applies under RBC rules over a five-year phase-in period beginning in 2014; and

•	comply with the Dodd-Frank Act provision prohibiting the reliance on external credit ratings.

We were required to comply with the final Basel III capital rules beginning January 2014, with certain provisions subject to phase-in periods. The Basel III capital rules are scheduled to be fully phased in by January 1, 2022. Based on the final capital rules, we estimate that our CET1 ratio under the final Basel III capital rules using the Advanced Approach (fully phased-in) exceeded the minimum of 7.0% by 343 basis points at December 31, 2014.
Consistent with the Collins Amendment to the Dodd-Frank Act, banking organizations that have completed their parallel run process and have been approved by the FRB to use the Advanced Approach methodology to determine applicable minimum risk-weighted capital ratios and additional buffers, must use the higher of their RWA as calculated under (i) the Advanced Approach rules, and (ii) from January 1, 2014, to December 31, 2014, the general approach under Basel III capital rules and, commencing on January 1, 2015, and thereafter, the risk weightings under the standardized approach.
In April 2014, federal banking regulators finalized a rule that enhances the supplementary leverage ratio requirements for large BHCs, like Wells Fargo, and their insured depository institutions. The rule, which becomes effective on January 1, 2018, will require a covered BHC to maintain a supplementary leverage ratio of at least 5% to avoid restrictions on capital distributions and discretionary bonus payments. The rule will also require that all of our insured depository institutions maintain a supplementary leverage ratio of 6% in order to be considered well capitalized. Based on our review, our current leverage levels would exceed the applicable requirements for the holding company and each of our insured depository institutions. Federal banking regulators, however, recently finalized additional changes to the supplementary leverage ratio requirements to implement revisions to the Basel III leverage framework finalized by the BCBS in January 2014. These additional changes, among other things, modify the methodology for including off-balance sheet items, including credit derivatives, repo-style transactions and lines of credit, in the denominator of the supplementary leverage ratio, and will become effective on January 1, 2018. In addition, as discussed in the “Risk Management - Asset/Liability Management - Liquidity and Funding” section in this Report, a final rule regarding the U.S. implementation of the Basel III LCR was issued by the FRB, OCC and FDIC in September 2014.
The FRB has also indicated that it is in the process of considering new rules to address the amount of equity and unsecured debt a company must hold to facilitate its orderly liquidation, often referred to as Total Loss Absorbing Capacity (TLAC). In November 2014, the Financial Stability Board (FSB) issued for public consultation policy proposals on TLAC. Under the FSB’s TLAC proposal, global systemically important banks (G-SIBs) would be required to hold loss absorbing equity and unsecured debt of 16-20% of RWAs, with at least 33% of this total being unsecured debt rather than equity. The FRB will likely propose related rules sometime after the FSB’s public consultation on the TLAC proposal ends.
In addition, in December 2014, the FRB proposed rules to implement an additional CET1 capital surcharge on those U.S. banking organizations, such as the Company, that have been designated by the FSB as G-SIBs. The G-SIB surcharge would be in addition to the minimum Basel III 7.0% CET1 requirement. Under the FRB proposal, a G-SIB would calculate its surcharge under two methods and use the higher of the two surcharges.

The first method would consider the G-SIB’s size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with a methodology developed by the BCBS and FSB. The second would use similar inputs, but would replace substitutability with use of short-term wholesale funding and would generally result in higher surcharges than the BCBS methodology. Under the FRB proposal, estimated surcharges for G-SIBs would range from 1.0 to 4.5 percent of a firm’s RWAs. The G-SIB surcharge would be phased in beginning on January 1, 2016 and become fully effective on January 1, 2019. The FSB, in an updated listing published in November 2014 based on year-end 2013 data, identified the Company as one of the 30 G-SIBs.

Capital Planning and Stress Testing
Under the FRB’s capital plan rule, large BHCs are required to submit capital plans annually for review to determine if the FRB has any objections before making any capital distributions. The rule requires updates to capital plans in the event of material changes in a BHC’s risk profile, including as a result of any significant acquisitions. The FRB assesses the overall financial condition, risk profile, and capital adequacy of BHCs while considering both quantitative and qualitative factors when evaluating capital plans.
On March 26, 2014, the FRB notified us that it did not object to our 2014 capital plan included in the 2014 CCAR. Since the FRB notification, the Company took several capital actions during 2014, including increasing its quarterly common stock dividend rate to $0.35 per share and repurchasing shares of our common stock.
Our 2015 CCAR, which was submitted on January 2, 2015, included a comprehensive capital plan supported by an assessment of expected uses and sources of capital over a given planning horizon under a range of expected and stress scenarios, similar to the process the FRB used to conduct the CCAR in 2014. As part of the 2015 CCAR, the FRB also generated a supervisory stress test, which assumed a sharp decline in the economy and significant decline in asset pricing using the information provided by the Company to estimate performance. The FRB is expected to review the supervisory stress results both as required under the Dodd-Frank Act using a common set of capital actions for all large BHCs and by taking into account the Company’s proposed capital actions. The FRB has indicated that it will publish its supervisory stress test results as required under the Dodd-Frank Act, and the related CCAR results taking into account the Company’s proposed capital actions, in March 2015.
In addition to CCAR, federal banking regulators also require stress tests to evaluate whether an institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions. These stress testing requirements set forth the timing and type of stress test activities large BHCs and banks must undertake as well as rules governing stress testing controls, oversight and disclosure requirements. The FRB recently finalized rules amending the existing capital plan and stress testing rules to modify the start date of capital plan and stress testing cycles and to limit a large BHC’s ability to make capital distributions to the extent its actual capital issuances were less than amounts indicated in its capital plan. As required under the FRB’s stress testing rule, we completed a mid-cycle stress test based on March 31, 2014, data and scenarios developed by the Company. We submitted the results of the mid-cycle stress test to the FRB in July 2014 and disclosed a summary of the results in September 2014.

Capital Management (continued)

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
In October 2012, the Board authorized the repurchase of 200 million shares, which was completed by July 2014. The Board authorized the repurchase of an additional 350 million shares in March 2014. At December 31, 2014, we had remaining authority to repurchase approximately 240 million shares, subject to regulatory and legal conditions. For more information about share repurchases during fourth quarter 2014, see Part II, Item 5 in our 2014 Form 10-K.
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

In connection with our participation in the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program (TARP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an original exercise price of $34.01 per share expiring on October 28, 2018. The terms of the warrants require the exercise price to be adjusted under certain circumstances when the Company’s quarterly common stock dividend exceeds $0.34 per share, which began occurring in second quarter 2014. Accordingly, with each quarterly common stock dividend above $0.34 per share, we must calculate whether an adjustment to the exercise price is required by the terms of the warrants, including whether certain minimum thresholds have been met to trigger an adjustment, and notify the holders of any such change. The Board authorized the repurchase by the Company of up to $1 billion of the warrants. At December 31, 2014, there were 38,424,434 warrants outstanding, exercisable at $33.996 per share, and $452 million of unused warrant repurchase authority. Depending on market conditions, we may purchase from time to time additional warrants in privately negotiated or open market transactions, by tender offer or otherwise.

Risk-Based Capital and Risk-Weighted Assets
Table 59 and Table 60 provide information regarding the composition of and change in our risk-based capital, respectively, under Basel I and Basel III (General Approach).

Table 59: Risk-Based Capital Components
		Under Basel III (General Approach) (1)	Under Basel I
		Dec 31,	Dec 31,
(in billions)		2014	2013
Total equity		$185.3	171.0
Noncontrolling interests		(0.9)	(0.9)
Total Wells Fargo stockholders' equity		184.4	170.1
Adjustments:
Preferred stock		(18.0)	(15.2)
Cumulative other comprehensive income (2)		(2.6)	(1.4)
Goodwill and other intangible assets (2)(3)		(26.3)	(29.6)
Investment in certain subsidiaries and other		(0.4)	(0.4)
Common Equity Tier 1 (1)(4)	(A)	137.1	123.5
Preferred stock		18.0	15.2
Qualifying hybrid securities and noncontrolling interests		—	2.0
Other		(0.4)	—
Total Tier 1 capital		154.7	140.7
Long-term debt and other instruments qualifying as Tier 2		25.0	20.5
Qualifying allowance for credit losses		13.2	14.3
Other		—	0.7
Total Tier 2 capital		38.2	35.5
Total qualifying capital	(B)	$192.9	176.2
Basel III Risk-weighted assets (RWAs) (5):
Credit risk		$1,192.9
Market risk		49.6
Basel I RWAs (5):
Credit risk			1,105.2
Market risk			36.3
Total Basel III / Basel I RWAs	(C)	$1,242.5	1,141.5
Capital Ratios:
Common Equity Tier I to total RWAs	(A)/(C)	11.04%	10.82
Total capital to total RWAs	(B)/(C)	15.53	15.43

(1)
Basel III revises the definition of capital, increases minimum capital ratios, and introduces a minimum Common Equity Tier 1 (CET1) ratio. These changes are being fully phased in effective January 1, 2014, through the end of 2021 and the capital ratios will be determined using Basel III (General Approach) RWAs during 2014. See Table 62 in this section for a summary of changes in RWAs from December 31, 2013, to December 31, 2014.

(2)
Under transition provisions to Basel III, cumulative other comprehensive income (previously deducted under Basel I) is included in CET1 over a specified phase-in period. In addition, certain intangible assets includable in CET1 are phased out over a specified period.

(3)	Goodwill and other intangible assets are net of any associated deferred tax liabilities.

(4)
CET1 (formerly Tier 1 common equity under Basel I) is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews CET1 along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(5)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWAs.

Capital Management (continued)

Table 60: Analysis of Changes in Capital Under Basel III (General Approach)
(in billions)
Common Equity Tier 1 at December 31, 2013		$123.5
Net income		21.8
Common stock dividends		(7.1)
Common stock issued, repurchased, and stock compensation-related items		(5.4)
Goodwill and other intangible assets (net of any associated deferred tax liabilities)		3.3
Other		1.0
Change in Common Equity Tier 1		13.6
Common Equity Tier 1 at December 31, 2014		$137.1

Tier 1 capital at December 31, 2013		$140.7
Change in Common Equity Tier 1		13.6
Issuance of noncumulative perpetual preferred		2.8
Other		(2.4)
Change in Tier 1 capital		14.0
Tier 1 capital at December 31, 2014	(A)	$154.7

Tier 2 capital at December 31, 2013		$35.5
Change in long-term debt and other instruments qualifying as Tier 2		4.5
Change in qualifying allowance for credit losses		(1.1)
Other		(0.7)
Change in Tier 2 capital		2.7
Tier 2 capital at December 31, 2014	(B)	38.2
Total qualifying capital	(A) + (B)	$192.9

Table 61 presents information on the components of RWAs included within our regulatory capital ratios. RWAs prior to

2014 were determined under Basel I, and RWAs in 2014 reflect the transition to Basel III (General Approach).

Table 61: RWAs
	Under Basel III (General Approach) (1)	Under Basel I
	Dec 31,	Dec 31,
(in millions)	2014	2013
On-balance sheet RWAs
Investment securities	$85,501	93,445
Securities financing transactions (1)	12,369	10,385
Loans (2)	726,008	680,953
Market risk (3)	49,613	36,339
Other	112,619	91,788
Total on-balance sheet RWAs	986,110	912,910
Off-balance sheet RWAs
Commitments and guarantees (4)	218,884	199,197
Derivatives	10,314	10,545
Other	27,237	18,862
Total off-balance sheet RWAs	256,435	228,604
Total RWAs	$1,242,545	1,141,514

(1)	Represents federal funds sold and securities purchased under resale agreements.

(2)	Represents loans held for sale and loans held for investment.

(3)	Represents regulatory ‘covered’ positions within trading assets and liabilities.

(4)	Primarily includes financial standby letters of credit and other unused commitments.

Table 62 presents changes in RWAs for 2014. Effective January 1, 2014, we commenced transitioning RWAs from Basel I to Basel III (General Approach) under final rules adopted by federal banking regulators in July 2013.

Table 62: Analysis of Changes in RWAs
(in millions)
Basel I RWAs at December 31, 2013	$1,141,514
Net change in on-balance sheet RWAs:
Investment securities	(7,944)
Securities financing transactions	1,984
Loans	45,055
Market risk	13,274
Other	20,831
Total change in on-balance sheet RWAs	73,200
Net change in off-balance sheet RWAs:
Commitments and guarantees	19,687
Derivatives	(231)
Other	8,375
Total change in off-balance sheet RWAs	27,831
Total change in RWAs	101,031
Basel III (General Approach) RWAs at December 31, 2014	$1,242,545

The increase in total RWAs from December 31, 2013, was primarily due to increased lending activity.
Table 63 provides information regarding our CET1 calculation as estimated under Basel III using the Advanced Approach, fully phased-in method.

Table 63: Common Equity Tier 1 Under Basel III (Advanced Approach, Fully Phased-In) (1)(2)
(in billions)		December 31, 2014
Common Equity Tier 1 (transition amount) under Basel III		$137.1
Adjustments from transition amount to fully phased-in Basel III (3):
Cumulative other comprehensive income		2.4
Other		(2.8)
Total adjustments		(0.4)
Common Equity Tier 1 (fully phased-in) under Basel III	(C)	$136.7
Total RWAs anticipated under Basel III (4)	(D)	$1,310.5
Common Equity Tier 1 to total RWAs anticipated under Basel III (Advanced Approach, fully phased-in)	(C)/(D)	10.43%

(1)
CET1 is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews CET1 along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(2)
The Basel III CET1 and RWAs are estimated based on the Basel III capital rules adopted July 2, 2013, by the FRB. The rules establish a new comprehensive capital framework for U.S. banking organizations that implement the Basel III capital framework and certain provisions of the Dodd-Frank Act. The rules are being fully phased in effective January 1, 2014, through the end of 2021.

(3)	Assumes cumulative other comprehensive income is fully phased in and certain other intangible assets are fully phased out under Basel III capital rules.

(4)
The final Basel III capital rules provide for two capital frameworks: the Standardized Approach intended to replace Basel I, and the Advanced Approach applicable to certain institutions. Under the final rules, we will be subject to the lower of our CET1 ratio calculated under the Standardized Approach and under the Advanced Approach in the assessment of our capital adequacy. While the amount of RWAs determined under the Standardized and Advanced Approaches has been converging, the amount of RWAs as of December 31, 2014, was based on the Advanced Approach, which was higher than RWAs under the Standardized Approach, and thus resulted in a lower CET1 ratio compared with the Standardized Approach. Basel III capital rules adopted by the Federal Reserve Board incorporate different classification of assets, with risk weights based on Wells Fargo's internal models, along with adjustments to address a combination of credit/counterparty, operational and market risks, and other Basel III elements.

Regulatory Reform
Since the enactment of the Dodd-Frank Act in 2010, the U.S. financial services industry has been subject to a significant increase in regulation and regulatory oversight initiatives. This increased regulation and oversight has substantially changed how most U.S. financial services companies conduct business and has increased their regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory reform matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2014 Form 10-K, and the “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

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

•
Enhanced supervision and regulation of systemically important firms. The Dodd-Frank Act grants broad authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. The FRB has also proposed, but not yet finalized, additional enhanced prudential standards that would implement single counterparty credit limits and establish remediation requirements for large BHCs experiencing financial distress. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks. The OCC, under separate authority, has also recently finalized guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A. The OCC guidelines require covered banks to establish and adhere to a written risk governance framework in order to manage and control their risk-taking activities. The guidelines also formalize roles and responsibilities for risk management practices within covered banks and create certain risk oversight responsibilities for their boards of directors.

•
The Collins Amendment. This provision of the Dodd-Frank Act phases out the benefit of issuing trust preferred securities by eliminating them from Tier 1 capital over a three year period that began on January 1, 2013.

•
Regulation of consumer financial products. The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure consumers receive clear and accurate disclosures regarding financial products and to protect them from hidden fees and unfair or abusive practices. With respect to residential mortgage lending, the CFPB issued a number of final rules in 2013 implementing new origination, notification and other requirements that generally became effective in January 2014. In November 2013, the CFPB also finalized rules integrating disclosures required of lenders and settlement agents under the Truth in Lending Act (TILA) and the Real Estate Settlement Procedures Act (RESPA) effective August 1, 2015. These rules combine existing separate disclosure forms under the TILA and RESPA into new integrated forms and provide additional limitations on the fees and charges that may be increased from the estimates provided by lenders. With respect to non-residential mortgage lending, in November 2014, the CFPB issued a proposed rule to expand consumer protections for prepaid products such as prepaid cards. The proposal would make prepaid cards subject to similar consumer protections as more traditional debit and credit cards such as fraud protection and expanded access to account information.

In addition to these rulemaking activities, the CFPB is continuing its on-going supervisory examination activities of the financial services industry with respect to a number of consumer businesses and products, including mortgage lending and servicing, fair lending requirements, student lending activities, and auto finance. At this time, the Company cannot predict the full impact of the CFPB’s rulemaking and supervisory authority on our business practices or financial results.

•
Volcker Rule. The Volcker Rule, with limited exceptions, prohibits banking entities from engaging in proprietary trading or owning any interest in or sponsoring or having certain relationships with a hedge fund, a private equity fund or certain structured transactions that are deemed covered funds. On December 10, 2013, federal banking regulators, the SEC and CFTC (collectively, the Volcker supervisory regulators) jointly released a final rule to implement the Volcker Rule’s restrictions. Banking entities are not required to come into compliance with the Volcker Rule’s restrictions until July 21, 2015. Banking entities with $50 billion or more in trading assets and liabilities such as Wells Fargo, however, are required to report to the Volcker supervisory regulators certain trading metrics beginning June 30, 2014. Wells Fargo has begun submitting such metrics to the Volcker supervisory regulators. During the conformance period, banking entities are expected to engage in good-faith planning efforts, appropriate for their activities and investments, to enable them to conform all of their activities and investments to the Volcker Rule’s restrictions by no later than July 21, 2015. Limited further extensions of the compliance period may be granted at the discretion of the FRB. The FRB has extended the rule’s compliance date to give banking entities until July 21, 2016, to conform their ownership interests in and sponsorships of covered funds that were in place prior to December 31, 2013, and the FRB has announced that it intends to provide an additional one-year extension to this date in the future. As a banking entity with more than $50 billion in consolidated assets, we will also be subject to enhanced compliance program requirements. At this time, we do not anticipate a material impact to our financial results from the rule as prohibited proprietary trading and covered fund investment activities are not significant to our financial results. Moreover, we already have reduced or exited certain businesses in anticipation of the rule’s compliance date and expect to have to make limited divestments in non-conforming funds as a result of the rule.

•
Regulation of swaps and other derivatives activities. The Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives and authorized the CFTC and the SEC to regulate swaps and security-based swaps, respectively. The CFTC and SEC jointly adopted new rules and interpretations that established the compliance dates for many of their rules implementing the new regulatory framework, including provisional registration of our national bank subsidiary, Wells Fargo Bank, N.A., as a swap dealer, which occurred at the end of 2012. In addition, the CFTC has adopted final rules that, among other things, require extensive regulatory and public reporting of swaps, require certain swaps to be centrally cleared and traded on exchanges or other multilateral platforms, and require swap dealers to comply with comprehensive internal and external business conduct standards. Also included in this regulatory framework are so-called push-out provisions affecting U.S. banks acting as dealers in commodity swaps, equity swaps and certain credit default swaps, which require that these activities be conducted through an affiliate. These push-out provisions have since been amended to apply only to structured finance swaps. Margin rules for swaps not centrally cleared have been proposed, and in September 2014 were re-proposed. If adopted as re-proposed, the margin and capital requirements for swaps not centrally cleared may significantly increase the cost of hedging in the over-the-counter market. All of these new rules, as well as others being considered by regulators in other jurisdictions, may negatively impact customer demand for over-the-counter derivatives and may increase our costs for engaging in swaps and other derivatives activities.

•
Changes to asset-backed securities (ABS) markets. The Dodd-Frank Act requires sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages (QRMs) and FHA/VA loans. In October 2014, federal regulatory agencies issued final rules to implement this credit risk retention requirement, which included an exemption for the GSE’s mortgage-backed securities. The final rules also aligned the definition of QRMs, which are exempt from the risk retention requirements, with the Consumer Financial Protection Bureau’s definition of “qualified mortgage.” In addition, the final rules addressed the measures for complying with the risk retention requirement and continued to provide limited exemptions for qualifying commercial loans, qualifying commercial real estate loans, and qualifying automobile loans that meet certain requirements. We continue to evaluate the final rules and assess their impact on our ability to issue certain asset-backed securities or otherwise participate in various securitization transactions.

•
Enhanced regulation of money market mutual funds. On July 23, 2014, the SEC adopted a rule governing money market mutual funds that, among other things, requires significant structural changes to these funds, including requiring institutional prime money market funds to maintain a variable net asset value and providing for the imposition of liquidity fees and redemption gates for all non-governmental money market funds during periods in which they experience liquidity impairments of a certain magnitude. The SEC has provided a period of two years following the effective date of the rule for funds to comply with these structural changes.

•
Regulation of interchange transaction fees (the Durbin Amendment). On October 1, 2011, the FRB rule enacted to implement the Durbin Amendment to the Dodd-Frank Act that limits debit card interchange transaction fees to those reasonable and proportional to the cost of the transaction became effective. The rule generally established that the maximum allowable interchange fee that an issuer may receive or charge for an electronic debit transaction is the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction. On July 31, 2013, the U.S. District Court for the District of Columbia ruled that the approach used by the FRB in setting the maximum allowable interchange transaction fee impermissibly included costs that were specifically excluded from consideration under the Durbin Amendment. In August 2013, the FRB filed a notice of appeal of the decision to the United States Court of Appeals for the District of Columbia. In March 2014, the Court of Appeals reversed the District Court’s decision, but did direct the FRB to provide further explanation regarding its treatment of the costs of monitoring transactions. The plaintiffs did not file a petition for rehearing with the Court of Appeals but filed a petition for writ of certiorari with the U.S. Supreme Court. In January 2015, the U.S. Supreme Court denied the petition for writ of certiorari.

Regulatory Capital Guidelines and Capital Plans
During 2013, federal banking regulators issued final rules that substantially amended the risk-based capital rules for banking organizations. The rules implement the Basel III regulatory capital reforms in the U.S., comply with changes required by the Dodd-Frank Act, and replace the existing Basel I-based capital requirements. We were required to begin complying with the rules on January 1, 2014, subject to phase-in periods that are scheduled to be fully phased in by January 1, 2022. In 2014, federal banking regulators also finalized rules to impose a supplementary leverage ratio on large BHCs like Wells Fargo and our insured depository institutions and to implement the Basel III liquidity coverage ratio. For more information on the final capital, leverage and liquidity rules, and additional capital requirements under consideration by federal banking regulators, see the “Capital Management” section in this Report.

“Living Will” Requirements and Related Matters
Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically revise resolution plans, so-called “living-wills”, that would facilitate their resolution in the event of material distress or failure. Under the rules, resolution plans are required to provide strategies for resolution under the Bankruptcy Code and other applicable insolvency regimes that

Regulatory Reform (continued)

can be accomplished in a reasonable period of time and in a manner that mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. Wells Fargo submitted its second annual resolution plan under these rules on June 26, 2014. On November 25, 2014, the FRB and FDIC announced that our 2014 resolution plan submission provided a basis for a resolution strategy that could facilitate an orderly resolution under bankruptcy; however, they identified specific shortcomings in the 2014 resolution plan that would need to be addressed in the 2015 resolution plan. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure. Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare a resolution plan for the

FDIC under separate regulatory authority and submitted its second annual resolution plan on June 26, 2014.
The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and released a notice and request for comment regarding a proposed resolution strategy, known as “single point of entry,” designed to resolve a large financial institution in a manner that holds management responsible for its failure, maintains market stability, and imposes losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers. Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. The FDIC has not issued any final statements on the single point of entry resolution strategy.

Critical Accounting Policies
Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Five of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:

•	the allowance for credit losses;

•	PCI loans;

•	the valuation of residential MSRs;

•	the fair valuation of financial instruments; and

•	income taxes.
Management and the Board's Audit and Examination committee have reviewed and approved these critical accounting policies.

Allowance for Credit Losses
We maintain an allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, which is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date, excluding loans carried at fair value. For a description of our related accounting policies, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Changes in the allowance for credit losses and, therefore, in the related provision for credit losses can materially affect net income. In applying the review and judgment required to determine the allowance for credit losses, management considers changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, economic factors or business decisions, such as the addition or liquidation of a loan product or business unit, may affect the loan portfolio, causing management to provide or release amounts from the allowance for credit losses. While our methodology attributes portions of the allowance to specific portfolio segments (commercial and consumer), the entire allowance for credit losses is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments.
Judgment is specifically applied in:

•
Credit risk ratings applied to individual commercial loans and unfunded credit commitments. We estimate the probability of default in accordance with the borrower’s financial strength using a borrower quality rating and the severity of loss in the event of default using a collateral quality rating. Collectively, these ratings are referred to as credit risk ratings and are assigned to our commercial loans. Probability of default and severity at the time of default are statistically derived through historical observations of defaults and losses after default within each credit risk rating. Commercial loan risk ratings are evaluated based on each situation by experienced senior credit officers and are subject to periodic review by an internal team of credit specialists.

•
Economic assumptions applied to pools of consumer loans (statistically modeled). Losses are estimated using economic variables to represent our best estimate of inherent loss. Our forecasted losses are modeled using a range of economic scenarios.

•
Selection of a credit loss estimation model that fits the credit risk characteristics of its portfolio. We use both internally developed and vendor supplied models in this process. We often use expected loss, roll rate, net flow, vintage maturation, behavior score, and time series or statistical trend models, most with economic correlations. Management must use judgment in establishing additional input metrics for the modeling processes, considering further stratification into reference data time series, sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. The models used to determine the allowance are validated by an internal model validation group operating in accordance with Company policies.

•	Assessment of limitations to credit loss estimation models. We apply our judgment to adjust or supplement our modeled estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios.

•
Identification and measurement of impaired loans, including loans modified in a TDR. Our experienced senior credit officers may consider a loan impaired based on their evaluation of current information and events, including loans modified in a TDR. The measurement of impairment is typically based on an analysis of the present value of expected future cash flows. The development of these expectations requires significant management review and judgment.

•
An amount for imprecision or uncertainty which reflects management’s overall estimate of the effect of quantitative and qualitative factors on inherent credit losses. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

SENSITIVITY TO CHANGES Table 64 demonstrates the impact of the sensitivity of our estimates on our allowance for credit losses.

Table 64: Allowance Sensitivity Summary
December 31, 2014
Estimated
increase / (decrease)
(in billions)	in allowance
Assumption:
Favorable (1)	$(2.5)
Adverse (2)	7.8

(1)	Represents a one risk rating upgrade throughout our commercial portfolio segment and a more optimistic economic outlook for modeled losses on our consumer portfolio segment.

(2)
Represents a one risk rating downgrade throughout our commercial portfolio segment, a more pessimistic economic outlook for modeled losses on our consumer portfolio segment, and incremental deterioration for PCI loans.

The sensitivity analyses provided in the previous table are hypothetical scenarios and are not considered probable. They do not represent management’s view of inherent losses in the portfolio as of the balance sheet date. Because significant judgment is used, it is possible that others performing similar analyses could reach different conclusions. See the “Risk Management - Credit Risk Management - Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of our allowance for credit losses.

Purchased Credit-Impaired (PCI) Loans
Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. For a description of our related accounting policies, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
We apply judgment for PCI loans in:

•	identifying loans that meet the PCI criteria at acquisition based on our evaluation of credit quality deterioration using indicators such as past due and nonaccrual status,

commercial risk ratings, recent borrower credit scores and recent loan-to-value percentages.

•
determining initial fair value at acquisition, which is based on an estimate of cash flows, both principal and interest, expected to be collected, discounted at the prevailing market rate of interest. We estimate the cash flows expected to be collected at acquisition using our internal credit risk, interest rate risk and prepayment risk models, which incorporate our best estimate of current key assumptions, such as property values, default rates, loss severity and prepayment speeds. Our estimation includes the timing and amount of cash flows expected to be collected.

•
regularly evaluating our estimates of cash flows expected to be collected, subsequent to acquisition. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to our initial estimate of fair value. We must apply judgment to develop our estimates of cash flows for PCI loans given the impact of changes in value of underlying collateral such as home price and property value changes, changing loss severities, modification activity, and prepayment speeds.

The amount of cash flows expected to be collected and, accordingly, the appropriateness of the allowance for loan loss due to certain decreases in cash flows expected to be collected, is particularly sensitive to changes in loan credit quality. The sensitivity of the overall allowance for credit losses, including PCI loans, is presented in the preceding section, “Critical Accounting Policies - Allowance for Credit Losses.”
See the “Risk Management - Credit Risk Management - Purchased Credit Impaired Loans” section and Note 6 (Loans and Allowance for Credit Losses - Purchased Credit Impaired Loans") to Financial Statements in this Report for further discussion of PCI loans.

Valuation of Residential Mortgage Servicing Rights (MSRs)
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
We carry our MSRs related to residential mortgage loans at fair value. Periodic changes in our residential MSRs and the economic hedges used to hedge our residential MSRs are reflected in earnings.
We use a model to estimate the fair value of our residential MSRs. The model is validated by an internal model validation group operating in accordance with Company policies. The model calculates the present value of estimated future net servicing income and incorporates inputs and assumptions that market participants use in estimating fair value. Certain significant inputs and assumptions are not observable in the market and require judgment to determine:

•
The mortgage loan prepayment speed used to estimate future net servicing income. The prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal. Prepayment speeds are influenced by changes in mortgage interest rates and borrower behavior, including estimates for borrower default.

•	The discount rate used to present value estimated future net servicing income. The discount rate is the required rate of return investors in the market would expect for an asset

Critical Accounting Policies (continued)

with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts).

•
The expected cost to service loans used to estimate future net servicing income. The cost to service loans includes estimates for unreimbursed expenses, such as delinquency and foreclosure costs, which considers the number of defaulted loans as well as changes in servicing processes associated with default and foreclosure management.

Both prepayment speed and discount rate assumptions can, and generally will, change quarterly as market conditions and mortgage interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Additionally, while our current valuation reflects our best estimate of servicing costs, future regulatory changes in servicing standards, as well as changes in individual state foreclosure legislation, may have an impact on our servicing cost assumption and our MSR valuation in future periods.
For a description of our valuation and sensitivity of MSRs, see Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Fair Value of Financial Instruments
Fair value represents the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. For example, trading assets, securities available for sale, derivatives and substantially all of our residential MHFS are carried at fair value each period. Other financial instruments, such as certain MHFS and loans held for investment, are not carried at fair value each period but may require nonrecurring fair value adjustments due to application of lower-of-cost-or-market accounting or write-downs of individual assets. We also disclose our estimate of fair value for financial instruments not recorded at fair value, such as loans held for investment or issuances of long-term debt.
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

When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. However, in certain cases, when market observable inputs for model-based valuation techniques are not readily available, we are required to make judgments about assumptions market participants would use to estimate fair value. Additionally, we use third party pricing services to obtain fair values, which are used to either record the price of an instrument or to corroborate internally developed prices. For additional information on our use of pricing services, see Note 1 (Summary of Significant Accounting Policies) and Note 17 (Fair Value of Assets and Liabilities) to Financial Statements in this Report.
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
Significant judgment is also required to determine whether certain assets measured at fair value are classified as Level 2 or Level 3. When making this judgment, we consider available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Otherwise, the classification of Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.
Table 65 presents the summary of the fair value of financial instruments recorded at fair value on a recurring basis, and the amounts measured using significant Level 3 inputs (before derivative netting adjustments). The fair value of the remaining assets and liabilities were measured using valuation methodologies involving market-based or market-derived information (collectively Level 1 and 2 measurements).

Table 65: Fair Value Level 3 Summary
	December 31, 2014		December 31, 2013
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets carried at fair value	$378.1	32.3	353.1	37.2
As a percentage of total assets	22%	2	23	2
Liabilities carried at fair value	$34.9	2.3	22.7	3.7
As a percentage of total liabilities	2%	*	2	*

*    Less than 1%.

(1)	Before derivative netting adjustments.

See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for a complete discussion on our fair value of financial instruments, our related measurement techniques and the impact to our financial statements.

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

Current Accounting Developments

The following table provides accounting pronouncements applicable to us that have been issued by the FASB but are not yet effective.

Standard	Description	Effective date and financial statement impact
Accounting Standards Update (ASU or Update) 2015-02 - Consolidation (Topic 810): Amendments to the Consolidation Analysis
The Update primarily amends the criteria companies use to evaluate whether they should consolidate certain variable interest entities that have fee arrangements and the criteria used to determine whether partnerships and similar entities are variable interest entities . The Update also excludes registered 2a-7 money market funds (including unregistered funds that operate in a similar manner) from the consolidation guidance.
The changes are effective for us in first quarter 2016 with early adoption permitted. We are evaluating the impact the Update will have on our consolidated financial statements.
ASU 2015-01 - Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items	The Update removes the concept of extraordinary items from GAAP and eliminates the requirement for extraordinary items to be separately presented in the statement of income.
The Update is effective for us in first quarter 2016 with prospective or retrospective application. Early adoption is permitted. The Update will not have a material impact on our consolidated financial statements.

ASU 2014-16 - Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or Equity
The Update clarifies that the nature of host contracts in hybrid financial instruments that are issued in share form should be determined based on the entire instrument, including the embedded derivative.
The Update is effective for us in first quarter 2016 with retrospective application. The Update will not have a material impact on our consolidated financial statements.
ASU 2014-13 - Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity
The Update provides a measurement alternative to companies that consolidate collateralized financing entities (CFEs), such as collateralized debt obligation and collateralized loan obligation structures. Under the new guidance, companies can measure both the financial assets and financial liabilities of a CFE using the more observable fair value of the financial assets or of the financial liabilities.

These changes are effective for us in first quarter 2016 with early adoption permitted at the beginning of an annual period. The guidance can be applied either retrospectively or by a modified retrospective approach. The Update will not have a material impact on our consolidated financial statements.

ASU 2014-12 - Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period

The Update provides accounting guidance for employee share-based payment awards with specific performance targets. The Update clarifies that performance targets should be treated as performance conditions if the targets affect vesting and could be achieved after the requisite service period.

The Update is effective for us in first quarter 2016 with early adoption permitted and can be applied prospectively or retrospectively. This Update will not have a material impact on our consolidated financial statements.

ASU 2014-11 - Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures
The Update requires repurchase-to-maturity transactions to be accounted for as secured borrowings versus sales. The guidance also requires separate accounting for transfers of financial assets that are executed contemporaneously with repurchase agreements. The Update also includes new disclosures for transfers accounted for as sales and for repurchase agreements and similar arrangements, such as classes of collateral pledged for gross obligations and the remaining contractual maturity of repurchase agreements.

The accounting changes are effective for us in first quarter 2015 with early adoption prohibited. The disclosures are required in first quarter 2015 for transfers accounted for as sales with the remaining disclosures required in second quarter 2015. This Update will not have a material impact on our consolidated financial statements.

Standard	Description	Effective date and financial statement impact
ASU 2014-09 - Revenue from Contracts With Customers (Topic 606)
The Update modifies the guidance companies use to recognize revenue from contracts with customers for transfers of goods or services and transfers of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance also requires new qualitative and quantitative disclosures, including information about contract balances and performance obligations.

The Update is effective for us in first quarter 2017 with retrospective application. Early adoption is not permitted. We are evaluating the impact this Update will have on our consolidated financial statements.

ASU 2014-08 - Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity
The Update changes the definition and reporting requirements for discontinued operations. Under the new guidance, an entity’s disposal of a component or group of components must be reported in discontinued operations if the disposal is a strategic shift that has or will have a significant effect on the entity’s operations and financial results.

These changes are effective for us in first quarter 2015 with prospective application. Early adoption is permitted for disposals that have not been previously reported. This Update will not have a material impact on our consolidated financial statements.

ASU 2014-01 - Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects
The Update amends the accounting guidance for investments in affordable housing projects that qualify for the low-income housing tax credit. The Update allows companies to make an accounting policy election to amortize the cost of its investments in proportion to the tax benefits received if certain criteria are met and present the amortization as a component of income tax expense. Additionally, the Update requires incremental disclosures for all entities that invest in qualified affordable housing projects regardless of the policy election.

The new disclosure requirements are effective for us in first quarter 2015. We do not intend to adopt the accounting policy election permitted by the Update, and therefore, it will not affect our consolidated financial statements.

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
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and the overall slowdown in global economic growth;

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
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in this Report, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.
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

RISKS RELATED TO THE ECONOMY, FINANCIAL MARKETS, INTEREST RATES AND LIQUIDITY

As one of the largest lenders in the U.S. and a provider of financial products and services to consumers and businesses across the U.S. and internationally, our financial results have been, and will continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business where we currently are the largest mortgage originator in the U.S. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to gradually improve from the depressed levels of 2008 and early 2009, economic growth has been slow and uneven. In addition, the negative effects and continued uncertainty stemming from U.S. fiscal and political matters,

Risk Factors (continued)

including concerns about deficit levels, taxes and U.S. debt ratings, have impacted and may continue to impact the continuing global economic recovery. Moreover, geopolitical matters, including international political unrest or disturbances, as well as continued concerns over energy prices and global economic difficulties, may impact the stability of financial markets and the global economy. A prolonged period of slow growth in the global economy, particularly in the U.S., or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or dampen the global economic recovery, could materially adversely affect our financial results and condition.
The improvement in the U.S. economy as well as higher home prices contributed to our strengthened credit performance and allowed us to release amounts from our allowance for credit losses, however there is no guarantee we will have allowance releases in the future. If unemployment levels worsen or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial lenders and the largest CRE lender in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Although we have significant capacity to add loans to our balance sheet, weak economic conditions, as well as competition and/or increases in interest rates, could soften demand for our loans resulting in our retaining a much higher amount of lower yielding liquid assets on our balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and noninterest income and our earnings.
A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, mutual fund, securities brokerage, wealth management, and investment banking businesses. In 2014, approximately 26% of our revenue was fee income, which included trust and investment fees, card fees and other fees. We earn fee income from managing assets for others and providing brokerage and other investment advisory and wealth management services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. The U.S. stock market experienced all-time highs in 2014 and there is no guarantee that those price levels will continue. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading and venture capital businesses. Any deterioration in global financial markets and economies, including as a result of any international political unrest or disturbances, may adversely affect the revenues and earnings of our international operations, particularly our global financial institution and correspondent banking services.
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
For more information, refer to the “Risk Management – Asset/Liability Management – Interest Rate Risk”, “– Market Risk – Equity Investments”, and “– Market Risk – Trading Activities” and the “Balance Sheet Analysis – Investment Securities” sections in this Report and Note 5 (Investment Securities) to Financial Statements in this Report.

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
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets, and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. While market conditions have continued to improve since the financial crisis, there can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, concerns over geopolitical issues, commodity and

Risk Factors (continued)

currency prices, as well as global economic conditions, may cause financial market volatility.
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

In light of industry changes and regulatory developments related to the Title II Orderly Liquidation Authority of the Dodd-Frank Act, rating agencies have proposed changes to various aspects of their ratings methodologies. Moody’s Investors Service has proposed significant revisions to its rating methodology, with a focus on how each type of creditor would be affected in any bank failure. Standard and Poor’s Ratings Services (S&P) is continuing its reassessment of whether to incorporate the likelihood of extraordinary government support into the ratings of certain bank holding companies, including the Parent. In addition, S&P has recently issued a proposal to incorporate into its bank-level rating methodology an assessment of additional capital available to absorb losses to reduce default risk. There can be no assurance that we will maintain our credit ratings and outlooks and that credit ratings downgrades in the future would not materially affect our ability to borrow funds and borrowing costs.
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
For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2014 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

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
Our consumer businesses, including our mortgage, credit card and other consumer lending and non-lending businesses, may be negatively affected by the activities of the CFPB, which has broad rulemaking powers and supervisory authority over consumer financial products and services. Although the full impact of the CFPB on our businesses is uncertain, the CFPB’s activities may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements which could limit or negatively affect the products and services that we currently offer our customers. For example, in 2013, the CFPB issued a number of new rules impacting residential mortgage lending practices. As a result of greater regulatory scrutiny of our consumer businesses, we have become subject to more and expanded regulatory examinations and/or investigations, which also could result in increased costs and harm to our reputation in the event of a failure to comply with the increased regulatory requirements.
The Dodd-Frank Act’s proposed prohibitions or limitations on proprietary trading and private fund investment activities, known as the “Volcker Rule,” also may reduce our revenue and earnings, although proprietary trading has not been significant to our financial results. Rules to implement the requirements of the Volcker Rule were first proposed in 2011, and final rules were issued in December 2013. Pursuant to an order of the FRB, banking entities are required to make good faith planning efforts to come into compliance with the Volcker Rule’s restrictions by July 21, 2015. The FRB announced that it intends to exercise its authority to give banking entities two additional one-year extensions to conform their ownership interests in and sponsorships of covered funds under the rule. Companies with $50 billion or more in trading assets and liabilities such as Wells Fargo were required to report trading metrics beginning June 30, 2014. Wells Fargo has begun submitting such metrics to the Volcker supervisory regulators. Wells Fargo will also be subject to enhanced compliance program requirements.
In addition, the Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives and authorized the CFTC and SEC to regulate swaps and security-based swaps, respectively. The CFTC and SEC have adopted various rules to implement this framework, including rules requiring extensive regulatory and public reporting of swaps, certain swaps to be centrally cleared and traded on exchanges or other multilateral platforms, and comprehensive internal and external business conduct standards. Also included in this regulatory framework are so-called push-out provisions requiring certain swap activities to be conducted through an affiliate. All of these rules, as well as others proposed or currently being considered by regulators in the U.S. and other jurisdictions, may negatively impact customer demand for over-the-counter derivatives and may increase our costs for engaging in swaps and other derivatives activities.
The Dodd-Frank Act also imposes changes on the ABS markets by requiring sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages and FHA/VA loans.

Risk Factors (continued)

Federal regulatory agencies have finalized rules to implement this credit risk retention requirement, which have only included limited exemptions. We continue to evaluate the final rules and assess their impact on our ability to issue certain ABS or otherwise participate in various securitization transactions.
In order to address the perceived risks that money market mutual funds may pose to the financial stability of the United States, the SEC adopted rules in July 2014 that, among other things, require significant structural changes to these funds, including requiring institutional prime money market funds to maintain a variable net asset value and providing for the imposition of liquidity fees and redemption gates for all non-governmental money market funds during periods in which they experience liquidity impairments of a certain magnitude. The SEC has provided a period of two years following the effective date of the rule for funds to comply with these structural changes. Certain of our money market mutual funds may see a decline in assets under management in response to implementation of these structural changes.
Federal banking regulators also continue to implement the provisions of the Dodd-Frank Act addressing the risks to the financial system posed by the failure of a systemically important financial institution. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo has prepared and filed a resolution plan, a so-called “living will,” that is designed to facilitate our resolution in the event of material distress or failure. There can be no assurance that the FRB or FDIC will respond favorably to the Company’s resolution plans. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure. Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare and submit a resolution plan to the FDIC under separate regulatory authority.
The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and released a notice and request for comment regarding a proposed resolution strategy, known as “single point of entry,” designed to resolve a large financial institution in a manner that would, among other things, impose losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers. Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. The FDIC has not issued any final statements on the single point of entry resolution strategy.
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
For more information, refer to the “Regulatory Reform” section in this Report and the “Regulation and Supervision” section in our 2014 Form 10-K.

Bank regulations, including Basel capital and liquidity standards and FRB guidelines and rules, may require higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business, or provide loans or other products and services to our customers.  Federal banking regulators continually monitor the capital position of banks and bank holding companies. In December 2010, the Basel Committee on Banking Supervision (BCBS) finalized a set of international guidelines for determining regulatory capital known as Basel III. These guidelines are designed to address many of the weaknesses identified in the previous Basel standards and in the banking sector as contributing to the financial crisis of 2008 and 2009 by, among other things, increasing minimum capital requirements, increasing the quality of capital, increasing the risk coverage of the capital framework, increasing liquidity buffers, and increasing standards for the supervisory review process and public disclosure. When fully phased in, the Basel III guidelines require bank holding companies to maintain a minimum ratio of Common Equity Tier 1 (CET1) to risk-weighted assets of at least 7.0%.
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
In April 2014, federal banking regulators finalized a rule that enhances the supplementary leverage ratio requirements provided in the final capital rules for large BHCs, like Wells Fargo, and their insured depository institutions. The rule, which becomes effective on January 1, 2018, will require a covered BHC to maintain a supplementary leverage ratio of at least 5% to avoid restrictions on capital distributions and discretionary bonus payments and require that its insured depository institutions maintain a supplementary leverage ratio of 6% to be considered well capitalized. In addition, in September 2014, federal banking regulators issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) originally established by the BCBS. The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The final LCR rule will be phased in beginning January 1, 2015, and requires full compliance with a minimum 100% LCR by January 1, 2017. The FRB also recently finalized rules imposing enhanced liquidity management standards on large BHCs such as Wells Fargo.
The FRB has also indicated that it is in the process of considering new rules to address the amount of equity and unsecured debt a company must hold to facilitate its orderly liquidation, often referred to as Total Loss Absorbing Capacity (TLAC). In November 2014, the Financial Stability Board (FSB) issued for public consultation policy proposals on TLAC. Under the FSB’s TLAC proposal, global systemically important banks (G-SIBs) would be required to hold loss absorbing equity and unsecured debt of 16-20% of RWAs, with at least 33% of this total being unsecured debt rather than equity. The FRB will likely propose related rules sometime after the FSB’s public consultation on the TLAC proposal ends.
In addition, in December 2014, the FRB proposed rules to implement an additional CET1 capital surcharge on those U.S. banking organizations, such as the Company, that have been designated by the FSB as G-SIBs. The G-SIB surcharge would be in addition to the minimum Basel III 7.0% CET1 requirement. Under the FRB proposal, estimated surcharges for G-SIBs would range from 1.0 to 4.5 percent of a firm’s RWAs depending on methodologies that look at, among other things, the firm’s systemic importance and use of short-term wholesale funding. The G-SIB surcharge would be phased in beginning on January 1, 2016 and become fully effective on January 1, 2019.
The ultimate impact of all of these finalized and proposed or contemplated rules on our capital and liquidity requirements will depend on final rulemaking and regulatory interpretation of the rules as we, along with our regulatory authorities, apply the final rules during the implementation process.
As part of its obligation to impose enhanced capital and risk-management standards on large financial firms pursuant to the Dodd-Frank Act, the FRB issued a final capital plan rule that became effective December 30, 2011. The final capital plan rule requires top-tier BHCs, including the Company, to submit annual capital plans for review and to obtain regulatory approval before making capital distributions. There can be no assurance that the FRB would respond favorably to the Company’s future capital plans. The FRB has also finalized a number of regulations implementing enhanced prudential requirements for large BHCs like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. The FRB has also proposed, but not yet finalized, remediation requirements for large BHCs experiencing financial distress that would restrict capital distributions upon the occurrence of capital, stress test, or risk and liquidity management triggers. The OCC, under separate authority, has also established heightened governance and risk management standards for large national banks, such as Wells Fargo Bank, N.A.
The Basel standards and FRB regulatory capital and liquidity requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases, and may require us to increase our capital and/or liquidity. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity could require us to liquidate assets or otherwise change our business, product offerings and/or investment plans, which may negatively affect our financial results. Although not currently anticipated, proposed capital requirements and/or our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute the ownership of existing stockholders. In addition, federal banking regulations may increase our compliance costs as well as limit our ability to invest in our business or provide loans or other products and services to our customers. For more information, refer to the “Capital Management” and “Regulatory Reform” sections in this Report and the “Regulation and Supervision” section of our 2014 Form 10-K.

FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict. The FRB recently reaffirmed the target range for the federal funds rate at near zero as it continues to assess U.S. unemployment rates and the FRB’s two percent inflation target. The FRB has indicated that it will consider a wide range of information, such as additional labor market and financial market conditions, in its determination of how long to maintain the current target range. The FRB has stated that it intends to be patient before beginning to increase

Risk Factors (continued)

the level of the federal funds rate. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin as it may result in us holding lower yielding loans and investment securities on our balance sheet.

RISKS RELATED TO CREDIT AND OUR MORTGAGE BUSINESS

As one of the largest lenders in the U.S., increased credit risk, including as a result of a deterioration in economic conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition.  When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. As noted above, if the current economic environment were to deteriorate, more of our customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, significant loan growth, or other factors. For example, if oil prices remain low for a prolonged period of time, we may have to increase the allowance, particularly to cover potential losses on loans to customers in the energy sector. Additionally, the regulatory environment or external factors, such as natural disasters, also can influence recognition of credit losses in our loan portfolios and impact our allowance for credit losses.
Reflecting the continued improved credit performance in our loan portfolios, our provision for credit losses was $1.6 billion and $2.2 billion less than net charge-offs in 2014 and 2013, respectively, which had a positive effect on our earnings. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2014, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions or if we experience significant loan growth, we may be required to build reserves in future periods, which would reduce our earnings.
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
Challenging economic conditions in Europe have increased our foreign credit risk. Although our foreign loan exposure represented only approximately 6% of our total consolidated outstanding loans and 3% of our total assets at December 31, 2014, continued European economic difficulties could indirectly have a material adverse effect on our credit performance and results of operations and financial condition to the extent it negatively affects the U.S. economy and/or our borrowers who have foreign operations.
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

Our mortgage banking revenue can be volatile from quarter to quarter, including as a result of changes in interest rates and the value of our MSRs and MHFS, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We were the largest mortgage originator and residential mortgage servicer in the U.S. as of December 31, 2014, and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs. We also measure at fair value MHFS for which an active secondary market and readily available market prices exist. In addition, we measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall.
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

We rely on GSEs to purchase mortgage loans that meet their conforming loan requirements and on the Federal Housing Authority (FHA) to insure loans that meet their policy requirements. These loans are then securitized into either GSE or GNMA securities that are sold to investors. In order to meet customer needs, we also originate loans that do not conform to either GSE or FHA standards, which are referred to as “nonconforming” loans. We generally retain these nonconforming loans on our balance sheet. When we retain a loan on our balance sheet not only do we forgo fee revenue and keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. If we were unable or unwilling to continue retaining nonconforming loans on our balance sheet, whether due to regulatory, business or other reasons, our ability to originate new mortgage loans may be reduced, thereby reducing the fees we earn from originating and servicing loans. Similarly, if the GSEs or the FHA were to limit or reduce their purchases of loans, our ability to fund, and thus originate new mortgage loans, could also be reduced. We cannot assure that the GSEs or the FHA will not materially limit their purchases of conforming loans or change their criteria for what constitutes a conforming loan (e.g., maximum loan amount or borrower eligibility). Each of the GSEs is currently in conservatorship, with its primary regulator, the Federal Housing Finance Agency acting as conservator. We cannot predict if, when or how the conservatorship will end, or any associated changes to the GSEs business structure and operations that could result. As noted above, there are various proposals to reform the housing finance market in the U.S., including the role of the GSEs in the housing finance market. The impact of any such regulatory reform regarding the housing finance market and the GSEs, including whether the GSEs will continue to exist in their current form, as well as any effect on the Company’s business and financial results, are uncertain.
For more information, refer to the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies” sections in this Report.

We may be required to repurchase mortgage loans or reimburse investors and others as a result of breaches in contractual representations and warranties, and we may incur other losses as a result of real or alleged violations of statutes or regulations applicable to the origination of our residential mortgage loans.  The origination of residential mortgage loans is governed by a variety of federal and state laws and regulations, including the Truth in Lending Act of 1968 and various anti-fraud and consumer protection statutes, which are complex and frequently changing. We often sell residential mortgage loans that we originate to various parties, including GSEs, SPEs that issue private label MBS, and other financial institutions that purchase mortgage loans for investment or private label securitization. We may also pool FHA-insured and VA-guaranteed mortgage loans which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with the FHA and VA contain various representations and warranties regarding the origination and characteristics of the mortgage loans, including ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and compliance with applicable origination laws. We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the

Risk Factors (continued)

securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan as to which the required documents are not delivered or are defective. We may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We establish a mortgage repurchase liability related to the various representations and warranties that reflect management’s estimate of losses for loans which we have a repurchase obligation. Our mortgage repurchase liability represents management’s best estimate of the probable loss that we may expect to incur for the representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. As a result of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. If economic conditions and the housing market do not continue to improve or future investor repurchase demand and our success at appealing repurchase requests differ from past experience, we could continue to have increased repurchase obligations and increased loss severity on repurchases, requiring material additions to the repurchase liability.
Additionally, for residential mortgage loans that we originate, borrowers may allege that the origination of the loans did not comply with applicable laws or regulations in one or more respects and assert such violation as an affirmative defense to payment or to the exercise by us of our remedies, including foreclosure proceedings, or in an action seeking statutory and other damages in connection with such violation. If we are not successful in demonstrating that the loans in dispute were originated in accordance with applicable statutes and regulations, we could become subject to monetary damages and other civil penalties, including the loss of certain contractual payments or the inability to exercise certain remedies under the loans.
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
We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by Federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our residential mortgage origination or servicing business. In particular, on February 28, 2013, we entered into amendments to an April 2011 Consent Order with both the OCC and the FRB, which effectively ceased the Independent Foreclosure Review program created by such Consent Order and replaced it with an accelerated remediation commitment to provide foreclosure prevention actions on $1.2 billion of residential mortgage loans, subject to a process to be administered by the OCC and the FRB. During 2014, we believe we reported sufficient foreclosure prevention actions to the monitor of the accelerated remediation process to meet the $1.2 billion commitment, but are awaiting monitor approval. As noted above, any increase in our servicing costs from changes in our foreclosure and other servicing practices, including resulting from consent orders, negatively affects the fair value of our MSRs.
In addition, on February 9, 2012, a federal/state settlement was announced among the DOJ, HUD, the Department of the Treasury, the Department of Veterans Affairs, the Federal Trade Commission, the Executive Office of the U.S. Trustee, the Consumer Financial Protection Bureau, a task force of Attorneys General, Wells Fargo, and four other servicers related to investigations of mortgage industry servicing and foreclosure practices. Under the terms of this settlement, we agreed to certain programmatic commitments, consisting of three components totaling approximately $5.3 billion. As announced on March 18, 2014, we have successfully fulfilled our remaining commitments (and state-level sub-commitments) in accordance with the terms of this settlement.
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
For more information, refer to the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” and “– Risks Relating to Servicing Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” sections and Note 14 (Guarantees, Pledged Assets and Collateral) and Note 15 (Legal Actions) to Financial Statements in this Report.

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

OPERATIONAL AND LEGAL RISK

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.  As a large financial institution that serves over 70 million customers through over 8,700 locations, 12,500 ATMs, the Internet and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout the U.S. and internationally, and as customer, public, legislative and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of public internet domain; climate change related impacts and natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers.
Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, and networks to conduct their operations. In

Risk Factors (continued)

addition, to access our products and services, our customers may use personal smartphones, tablet PC’s, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or otherwise disrupt Wells Fargo’s or its customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers.
Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.
To date we have not experienced any material losses relating to cyber attacks or other information security breaches, but there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our Internet banking and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and other financial institutions continue to be the target of various evolving and adaptive cyber attacks, including malware and denial-of-service, as part of an effort to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, or obtain confidential, proprietary or other information. As a result, cybersecurity and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. We are also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity threats. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.
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

Our framework for managing risks may not be effective in mitigating risk and loss to us.  Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. In certain instances, we rely on models to measure, monitor and predict risks, such as market and interest rate risks, however there is no assurance that these models will appropriately capture all relevant risks or accurately predict future events or exposures. In addition, we rely on data to aggregate and assess our various risk exposures and any issues with the quality or effectiveness of our data aggregation and validation procedures could result in ineffective risk management practices or inaccurate risk reporting. The recent financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain focused on ensuring that financial institutions build and maintain robust risk management policies. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

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

Our “cross-selling” efforts to increase the number of products our customers buy from us and offer our customers all of the financial products that fulfill their needs is a key part of our growth strategy, and our failure to execute this strategy effectively could have a material adverse effect on our revenue growth and financial results.  Selling more products to our customers – “cross-selling” – is very important to our business model and key to our ability to grow revenue and earnings especially during the current environment of slow economic growth and regulatory reform initiatives. Many of our competitors also focus on cross-selling, especially in retail banking and mortgage lending. This can limit our ability to sell more products to our customers or influence us to sell our products at lower prices, reducing our net interest income and revenue from our fee-based products. It could also affect our ability to keep existing customers. New technologies could require us to spend more to modify or adapt our products to attract and retain customers. Our cross-sell strategy also is dependent on earning more business from our Wachovia customers, and increasing our cross-sell ratio – or the average number of products sold to existing customers – may

Risk Factors (continued)

become more challenging and we might not attain our goal of selling an average of eight products to each customer.

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
We generally must receive federal regulatory approvals before we can acquire a bank, bank holding company or certain other financial services businesses depending on the size of the financial services business to be acquired. In deciding whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition and the risk to the stability of the U.S. banking or financial system, our financial condition and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act, and our effectiveness in combating money laundering. As a result of the Dodd-Frank Act and concerns regarding the large size of financial institutions such as Wells Fargo, the regulatory process for approving acquisitions has become more complex and regulatory approvals may be more difficult to obtain. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units or assets or issue additional equity as a condition to receiving regulatory approval for an acquisition. In addition, federal law prohibits regulatory approval of any transaction that would create an institution holding more than 10% of total U.S. insured deposits, or of any transaction (whether or not subject to prior approval) that would create a financial company with more than 10% of the liabilities of all financial companies in the U.S. As of September 30, 2014, we believe we already held more than 10% of total U.S. insured deposits. As a result, our size may limit our bank acquisition opportunities in the future.
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

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2015 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2014, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2014.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2014 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Managements’ report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (1992). Based on this assessment, management concluded that as of December 31, 2014, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:

We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and our report dated February 25, 2015, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

San Francisco, California
February 25, 2015

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2014	2013	2012
Interest income
Trading assets	$1,685	1,376	1,358
Investment securities	8,438	8,116	8,098
Mortgages held for sale	767	1,290	1,825
Loans held for sale	78	13	41
Loans	35,652	35,571	36,482
Other interest income	932	723	587
Total interest income	47,552	47,089	48,391
Interest expense
Deposits	1,096	1,337	1,727
Short-term borrowings	59	60	79
Long-term debt	2,488	2,585	3,110
Other interest expense	382	307	245
Total interest expense	4,025	4,289	5,161
Net interest income	43,527	42,800	43,230
Provision for credit losses	1,395	2,309	7,217
Net interest income after provision for credit losses	42,132	40,491	36,013
Noninterest income
Service charges on deposit accounts	5,050	5,023	4,683
Trust and investment fees	14,280	13,430	11,890
Card fees	3,431	3,191	2,838
Other fees	4,349	4,340	4,519
Mortgage banking	6,381	8,774	11,638
Insurance	1,655	1,814	1,850
Net gains from trading activities	1,161	1,623	1,707
Net gains (losses) on debt securities (1)	593	(29)	(128)
Net gains from equity investments (2)	2,380	1,472	1,485
Lease income	526	663	567
Other	1,014	679	1,807
Total noninterest income	40,820	40,980	42,856
Noninterest expense
Salaries	15,375	15,152	14,689
Commission and incentive compensation	9,970	9,951	9,504
Employee benefits	4,597	5,033	4,611
Equipment	1,973	1,984	2,068
Net occupancy	2,925	2,895	2,857
Core deposit and other intangibles	1,370	1,504	1,674
FDIC and other deposit assessments	928	961	1,356
Other	11,899	11,362	13,639
Total noninterest expense	49,037	48,842	50,398
Income before income tax expense	33,915	32,629	28,471
Income tax expense	10,307	10,405	9,103
Net income before noncontrolling interests	23,608	22,224	19,368
Less: Net income from noncontrolling interests	551	346	471
Wells Fargo net income	$23,057	21,878	18,897
Less: Preferred stock dividends and other	1,236	989	898
Wells Fargo net income applicable to common stock	$21,821	20,889	17,999
Per share information
Earnings per common share	$4.17	3.95	3.40
Diluted earnings per common share	4.10	3.89	3.36
Dividends declared per common share	1.35	1.15	0.88
Average common shares outstanding	5,237.2	5,287.3	5,287.6
Diluted average common shares outstanding	5,324.4	5,371.2	5,351.5

(1)
Total other-than-temporary impairment (OTTI) losses were $18 million, $39 million and $3 million for the year ended December 31, 2014, 2013 and 2012, respectively. Of total OTTI, losses of $49 million, $158 million and $240 million were recognized in earnings, and reversal of losses of $(31) million, $(119) million and $(237) million were recognized as non-credit-related OTTI in other comprehensive income for the year ended December 31, 2014, 2013 and 2012, respectively.

(2)	Includes OTTI losses of $273 million, $186 million and $176 million for the year ended December 31, 2014, 2013 and 2012, respectively.

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2014	2013	2012
Wells Fargo net income	$23,057	21,878	18,897
Other comprehensive income (loss), before tax:
Investment securities:
Net unrealized gains (losses) arising during the period	5,426	(7,661)	5,143
Reclassification of net gains to net income	(1,532)	(285)	(271)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	952	(32)	52
Reclassification of net gains on cash flow hedges to net income	(545)	(296)	(388)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	(1,116)	1,533	(775)
Amortization of net actuarial loss, settlements and other to net income	74	276	144
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(60)	(44)	(6)
Reclassification of net (gains) losses to net income	6	(12)	(10)
Other comprehensive income (loss), before tax	3,205	(6,521)	3,889
Income tax (expense) benefit related to other comprehensive income	(1,300)	2,524	(1,442)
Other comprehensive income (loss), net of tax	1,905	(3,997)	2,447
Less: Other comprehensive income (loss) from noncontrolling interests	(227)	267	4
Wells Fargo other comprehensive income (loss), net of tax	2,132	(4,264)	2,443
Wells Fargo comprehensive income	25,189	17,614	21,340
Comprehensive income from noncontrolling interests	324	613	475
Total comprehensive income	$25,513	18,227	21,815

The accompanying notes are an integral part of these statements.

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
	Dec 31,	Dec 31,
(in millions, except shares)	2014	2013
Assets
Cash and due from banks	$19,571	19,919
Federal funds sold, securities purchased under resale agreements and other short-term investments	258,429	213,793
Trading assets	78,255	62,813
Investment securities:
Available-for-sale, at fair value	257,442	252,007
Held-to-maturity, at cost (fair value $56,359 and $12,247)	55,483	12,346
Mortgages held for sale (includes $15,565 and $13,879 carried at fair value) (1)	19,536	16,763
Loans held for sale (includes $1 and $1 carried at fair value) (1)	722	133
Loans (includes $5,788 and $5,995 carried at fair value) (1)(2)	862,551	822,286
Allowance for loan losses	(12,319)	(14,502)
Net loans (2)	850,232	807,784
Mortgage servicing rights:
Measured at fair value	12,738	15,580
Amortized	1,242	1,229
Premises and equipment, net	8,743	9,156
Goodwill	25,705	25,637
Other assets (includes $2,512 and $1,386 carried at fair value) (1)	99,057	86,342
Total assets (2)(3)	$1,687,155	1,523,502
Liabilities
Noninterest-bearing deposits	$321,963	288,117
Interest-bearing deposits	846,347	791,060
Total deposits	1,168,310	1,079,177
Short-term borrowings	63,518	53,883
Accrued expenses and other liabilities (2)	86,122	66,436
Long-term debt	183,943	152,998
Total liabilities (2)(4)	1,501,893	1,352,494
Equity
Wells Fargo stockholders' equity:
Preferred stock	19,213	16,267
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares and 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,537	60,296
Retained earnings	107,040	92,361
Cumulative other comprehensive income	3,518	1,386
Treasury stock – 311,462,276 shares and 224,648,769 shares	(13,690)	(8,104)
Unearned ESOP shares	(1,360)	(1,200)
Total Wells Fargo stockholders' equity	184,394	170,142
Noncontrolling interests	868	866
Total equity	185,262	171,008
Total liabilities and equity (2)	$1,687,155	1,523,502

(1)	Parenthetical amounts represent assets and liabilities for which we have elected the fair value option.

(2)
Financial information for certain periods prior to 2014 was revised to reflect our determination that certain factoring arrangements did not qualify as loans. See Note 1 (Summary of Significant Accounting Policies) for more information.

(3)
Our consolidated assets at December 31, 2014 and December 31, 2013, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $117 million and $165 million; Trading assets, $0 million and $162 million; Investment securities, $875 million and $1.4 billion; Mortgages held for sale, $0 million and $38 million; Net loans, $4.5 billion and $6.1 billion; Other assets, $316 million and $347 million, and Total assets, $5.8 billion and $8.1 billion, respectively.

(4)
Our consolidated liabilities at December 31, 2014 and December 31, 2013, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Short-term borrowings, $0 million and $29 million; Accrued expenses and other liabilities, $49 million and $90 million; Long-term debt, $1.6 billion and $2.3 billion; and Total liabilities, $1.7 billion and $2.4 billion, respectively.

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
Common stock warrants repurchased/exercised
Preferred stock issued	127,600	3,190
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	322,330	3,384	(9,151,471)	—
Balance December 31, 2013	10,881,195	$16,267	5,257,162,705	$9,136

(1)
For the year ended December 31, 2012, includes $200 million related to a private forward repurchase transaction entered into in fourth quarter 2012 that settled in first quarter 2013 for 6 million shares of common stock. For the year ended December 31, 2013, includes $500 million related to a private forward repurchase transaction entered into in fourth quarter 2013 that settled in first quarter 2014 for 11.1 million shares of common stock. See Note 1 (Summary of Significant Accounting Policies) for additional information.

The accompanying notes are an integral part of these statements.

(continued on following pages)

Wells Fargo stockholders' equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders' equity	Noncontrolling interests	Total equity
55,957	64,385	3,207	(2,744)	(926)	140,241	1,446	141,687
	2				2		2
55,957	64,387	3,207	(2,744)	(926)	140,243	1,446	141,689
	18,897				18,897	471	19,368
		2,443			2,443	4	2,447
(16)					(16)	(564)	(580)
2,326					2,488		2,488
(50)			(3,868)		(3,918)		(3,918)
88				(1,028)	—		—
(80)				968	888		888
845					—		—
(1)					(1)		(1)
(23)					1,377		1,377
55	(4,713)				(4,658)		(4,658)
	(892)				(892)		(892)
230					230		230
560					560		560
(89)			2		(87)		(87)
3,845	13,292	2,443	(3,866)	(60)	17,311	(89)	17,222
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
	21,878				21,878	346	22,224
		(4,264)			(4,264)	267	(3,997)
28					28	(1,104)	(1,076)
(2)	(10)		2,745		2,733		2,733
(300)			(5,056)		(5,356)		(5,356)
108				(1,308)	—		—
(88)				1,094	1,006		1,006
191			815		—		—
					—		—
(45)					3,145		3,145
83	(6,169)				(6,086)		(6,086)
	(1,017)				(1,017)		(1,017)
269					269		269
725					725		725
(475)			2		(473)		(473)
494	14,682	(4,264)	(1,494)	(214)	12,588	(491)	12,097
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008

(continued from previous pages)

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2013	10,881,195	$16,267	5,257,162,705	$9,136
Balance January 1, 2014	10,881,195	16,267	5,257,162,705	9,136
Net income
Other comprehensive income, net of tax
Noncontrolling interests
Common stock issued			75,340,898
Common stock repurchased (1)			(183,146,803)
Preferred stock issued to ESOP	1,217,000	1,217
Preferred stock released by ESOP
Preferred stock converted to common shares	(1,071,377)	(1,071)	20,992,398
Common stock warrants repurchased/exercised
Preferred stock issued	112,000	2,800
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	257,623	2,946	(86,813,507)	—
Balance December 31, 2014	11,138,818	$19,213	5,170,349,198	$9,136

(1)
For the year ended December 31, 2014, includes $750 million related to a private forward repurchase transaction that settled in first quarter 2015 for 14.3 million shares of common stock. See Note 1 (Summary of Significant Accounting Policies) for additional information.

The accompanying notes are an integral part of these statements.

Wells Fargo stockholders' equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders' equity	Noncontrolling interests	Total equity
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008
	23,057				23,057	551	23,608
		2,132			2,132	(227)	1,905
(7)					(7)	(322)	(329)
(273)			2,756		2,483		2,483
(250)			(9,164)		(9,414)		(9,414)
108				(1,325)	—		—
(94)				1,165	1,071		1,071
251			820		—		—
(9)					(9)		(9)
(25)					2,775		2,775
76	(7,143)				(7,067)		(7,067)
	(1,235)				(1,235)		(1,235)
453					453		453
858					858		858
(847)			2		(845)		(845)
241	14,679	2,132	(5,586)	(160)	14,252	2	14,254
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2014	2013	2012
Cash flows from operating activities:
Net income before noncontrolling interests	$23,608	22,224	19,368
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1,395	2,309	7,217
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	1,820	(3,229)	(2,307)
Depreciation, amortization and accretion	2,515	3,293	2,807
Other net gains	(3,760)	(9,384)	(3,661)
Stock-based compensation	1,912	1,920	1,698
Excess tax benefits related to stock incentive compensation	(453)	(271)	(226)
Originations of MHFS	(144,812)	(317,054)	(483,835)
Proceeds from sales of and principal collected on mortgages originated for sale	117,097	311,431	421,623
Originations of LHFS	—	—	(15)
Proceeds from sales of and principal collected on LHFS	207	575	9,383
Purchases of LHFS	(154)	(291)	(7,975)
Net change in:
Trading assets	11,186	43,638	105,440
Deferred income taxes	2,354	4,977	(1,297)
Accrued interest receivable	(372)	(13)	293
Accrued interest payable	119	(32)	(84)
Other assets	(10,681)	4,693	2,064
Other accrued expenses and liabilities	15,548	(7,145)	(11,953)
Net cash provided by operating activities	17,529	57,641	58,540
Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	(41,778)	(78,184)	(92,946)
Available-for-sale securities:
Sales proceeds	6,089	2,837	5,210
Prepayments and maturities	37,257	50,737	59,712
Purchases	(44,807)	(89,474)	(64,756)
Held-to-maturity securities:
Paydowns and maturities	5,168	30	—
Purchases	(47,012)	(5,782)	—
Nonmarketable equity investments:
Sales proceeds	3,161	2,577	2,279
Purchases	(3,087)	(3,273)	(2,619)
Loans:
Loans originated by banking subsidiaries, net of principal collected	(65,162)	(43,744)	(53,381)
Proceeds from sales (including participations) of loans originated for investment	21,564	7,694	6,811
Purchases (including participations) of loans	(6,424)	(11,563)	(9,040)
Principal collected on nonbank entities' loans	13,589	19,955	25,080
Loans originated by nonbank entities	(13,570)	(17,311)	(23,555)
Net cash paid for acquisitions	(174)	—	(4,322)
Proceeds from sales of foreclosed assets and short sales (1)	7,697	11,021	12,690
Net cash from purchases and sales of MSRs	(150)	407	116
Other, net	(741)	581	(1,169)
Net cash used by investing activities	(128,380)	(153,492)	(139,890)
Cash flows from financing activities:
Net change in:
Deposits	89,133	76,342	82,762
Short-term borrowings	8,035	(3,390)	7,699
Long-term debt:
Proceeds from issuance	42,154	53,227	27,695
Repayment	(15,829)	(25,423)	(28,093)
Preferred stock:
Proceeds from issuance	2,775	3,145	1,377
Cash dividends paid	(1,235)	(1,017)	(892)
Common stock:
Proceeds from issuance	1,840	2,224	2,091
Repurchased	(9,414)	(5,356)	(3,918)
Cash dividends paid	(6,908)	(5,953)	(4,565)
Common stock warrants repurchased	—	—	(1)
Excess tax benefits related to stock incentive compensation	453	271	226
Net change in noncontrolling interests	(552)	(296)	(611)
Other, net	51	136	—
Net cash provided by financing activities	110,503	93,910	83,770
Net change in cash due from banks	(348)	(1,941)	2,420
Cash and due from banks at beginning of year	19,919	21,860	19,440
Cash and due from banks at end of year	$19,571	19,919	21,860
Supplemental cash flow disclosures:
Cash paid for interest	$3,906	4,321	5,245
Cash paid for income taxes	8,808	7,132	8,024

(1)
Includes proceeds received for the settlement of claims on certain government guaranteed residential real estate mortgage loans in foreclosure that are reported as accounts receivables. During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that certain government guaranteed residential real estate mortgage loans be recognized as other receivables upon foreclosure; previously, these were included in foreclosed assets.

The accompanying notes are an integral part of these statements. See Note 1 (Summary of Significant Accounting Policies) for noncash activities.

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
Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including allowance for credit losses and purchased credit-impaired (PCI) loans (Note 6 (Loans and Allowance for Credit Losses)), valuations of residential mortgage servicing rights (MSRs) (Note 8 (Securitizations and Variable Interest Entities) and Note 9 (Mortgage Banking Activities)) and financial instruments (Note 17 (Fair Values of Assets and Liabilities)) and income taxes (Note 21 (Income Taxes)). Actual results could differ from those estimates.

Accounting for Certain Factored Loan Receivable Arrangements
The Company determined that certain factoring arrangements previously included within commercial loans, which were recorded with a corresponding obligation in other liabilities, did not qualify as loan purchases under Accounting Standard Codification (ASC) Topic 860 (Transfers and Servicing of Financial Assets) based on interpretations of the specific arrangements. Accordingly, we revised our commercial loan balances for year-end 2012 and each of the quarters in 2013 in order to present the Company’s lending trends on a comparable basis over this period. This revision, which resulted in a reduction to total commercial loans and a corresponding decrease to other liabilities, did not impact the Company’s consolidated net income or total cash flows. We reduced our commercial loans by $3.5 billion, $3.2 billion, $2.1 billion, $1.6 billion, and $1.2 billion at December 31, September 30, June 30 and March 31, 2013, and December 31, 2012, respectively, which represented less than 1% of total commercial loans and less than 0.5% of our total loan portfolio. We also appropriately revised other affected financial information, including financial guarantees and financial ratios, to reflect this revision.

Accounting Standards Adopted in 2014
In 2014, we adopted the following new accounting guidance:

•	Accounting Standards Update (ASU) 2014-17, Business Combinations (Topic 805): Pushdown Accounting;

•	ASU 2014-14, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure;

•	ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure;

•	ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists; and

•	ASU 2013-08, Financial Services - Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.

ASU 2014-17 provides an acquired entity with the option to apply pushdown accounting in its separate financial statements. We adopted the guidance in fourth quarter 2014 with prospective application. This Update did not have a material effect on our consolidated financial statements.

ASU 2014-14 requires certain government-guaranteed mortgage loans to be classified as other receivables upon foreclosure and measured based on the loan balance expected to be recovered from the guarantor. We early adopted this guidance in fourth quarter 2014, effective as of January 1, 2014, through a modified retrospective transition. Our adoption of this Update did not have a material effect on our consolidated financial statements. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets).

ASU 2014-04 clarifies the timing of when a creditor has taken physical possession of residential real estate collateral for a consumer mortgage loan, resulting in the reclassification of the loan receivable to real estate owned. The guidance also requires disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in residential real estate mortgage loans that are in process of foreclosure. We adopted this guidance in first quarter 2014. This Update did not have a material effect on our consolidated financial statements as this guidance was consistent with our prior practice. See Note 6 (Loans and Allowance for Credit Losses).

ASU 2013-11 provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss (NOL) carryforward, a similar tax loss, or a tax credit carryforward exists. We adopted this guidance in first quarter 2014 with prospective application to all existing unrecognized tax benefits at the effective date. This Update did not have a material effect on our consolidated financial statements.

ASU 2013-08 changes the criteria companies use to assess whether an entity is an investment company and requires new disclosures for investment companies. We adopted this guidance in first quarter 2014. This Update did not have a material effect on our consolidated financial statements.

Consolidation
Our consolidated financial statements include the accounts of the Parent and our majority-owned subsidiaries and variable interest entities (VIEs) (defined below) in which we are the primary beneficiary. Significant intercompany accounts and transactions are eliminated in consolidation. When we have significant influence over operating and financing decisions for a company but do not own a majority of the voting equity interests, we account for the investment using the equity method of accounting, which requires us to recognize our proportionate share of the company’s earnings. If we do not have significant influence, we recognize the equity investment at cost except for (1) marketable equity securities, which we recognize at fair value with changes in fair value included in OCI, and (2) nonmarketable equity investments for which we have elected the fair value option. Investments accounted for under the equity or cost method are included in Other Assets.
We are a variable interest holder in certain entities in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as VIEs). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity's net assets. We consolidate a VIE if we are the primary beneficiary, defined as the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that potentially could be significant to the VIE. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an ongoing basis.

Cash and Due From Banks
Cash and cash equivalents include cash on hand, cash items in transit, and amounts due from the Federal Reserve Bank and other depository institutions.

Trading Assets
Trading assets are predominantly securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, certain loans held for market-making purposes to support the buying and selling demands of our customers and derivatives primarily held for customer accommodation purposes or risk mitigation and hedging. Interest-only strips and other retained interests in securitizations that can be contractually prepaid or otherwise settled in a way that the holder would not recover substantially all of its recorded investment are classified as trading assets. Trading assets are carried at fair value, with changes in fair value recorded in earnings. For securities and loans in trading assets, interest and dividend income are recorded in interest income, and realized and unrealized gains and losses recorded in noninterest income. For other trading assets, including derivatives, the entire change in fair value is recorded in noninterest income.

Investments
Our investments include various debt and marketable equity securities and nonmarketable equity investments. We classify debt and marketable equity securities as available-for-sale or held-to-maturity securities based on our intent to hold to maturity. Our nonmarketable equity investments are reported in Other Assets.

AVAILABLE-FOR-SALE SECURITIES Debt securities that we might not hold until maturity and marketable equity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses, after applicable income taxes, are reported in cumulative OCI.
We conduct other-than-temporary impairment (OTTI) analysis on a quarterly basis or more often if a potential loss-triggering event occurs. The initial indicator of OTTI for both debt and equity securities is a decline in fair value below the amount recorded for an investment and the severity and duration of the decline.
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

Note 1: Summary of Significant Accounting Policies (continued)

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
We recognize realized gains and losses on the sale of investment securities in noninterest income using the specific identification method.
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

HELD-TO-MATURITY SECURITIES Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts. We recognize OTTI when there is a decline in fair value and we do not expect to recover the entire amortized cost basis of the debt security. The amortized cost is written-down to fair value with the credit loss component recorded to earnings and the remaining component recognized in OCI. The OTTI assessment related to whether we expect recovery of the amortized cost basis and determination of any credit loss component recognized in earnings for held-to-maturity securities is the same as described for available-for-sale securities. Security transfers to the held-to-maturity classification are recorded at fair value. Unrealized gains or losses from the transfer of available-for-sale securities continue to be reported in cumulative OCI and are amortized into earnings over the remaining life of the security using the effective interest method.

NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments include low income housing tax credit investments, equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock). We have elected the fair value option for some of these investments with the remainder of these investments accounted for under the cost or equity method, which we review at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment's cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.

Securities Purchased and Sold Agreements
Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions and are recorded at the acquisition or sale price plus accrued interest. We monitor the fair value of securities purchased and sold, and obtain collateral from or return it to counterparties when appropriate. These financing transactions do not create material credit risk given the collateral provided and the related monitoring process.

Mortgages and Loans Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. We elect the fair value option for substantially all residential MHFS (see Note 17 (Fair Values of Assets and Liabilities)). The remaining residential MHFS are held at the lower of cost or fair value (LOCOM), and are valued on an aggregate portfolio basis. Commercial MHFS are held at LOCOM and are valued on an individual loan basis.
Loans held for sale (LHFS) are carried at LOCOM. Generally, consumer loans are valued on an aggregate portfolio basis, and commercial loans are valued on an individual loan basis.
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
Our lines of business are authorized to originate held-for-investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our management evaluation processes, including corporate asset/liability management. In determining the “foreseeable future” for loans, management considers (1) the current economic environment and market conditions, (2) our business strategy and current business plans, (3) the nature and type of the loan receivable, including its expected life, and (4) our current financial condition and liquidity demands. If subsequent changes, including changes in interest rates significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans, and we would take actions to sell such loans. Upon such management determination, we immediately transfer these loans to the MHFS or LHFS portfolio at LOCOM.

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
We have private label and co-brand credit card loans through a program agreement that involves our active participation in the operating activity of the program with a third party. We share in the economic results of the loans subject to this agreement. We consider the program to be a collaborative arrangement and therefore report our share of revenue and losses on a net basis in interest income for loans, other noninterest income and provision for credit losses as applicable. Our net share of revenue from this activity represented less than 1% of our total revenues for 2014.
Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of direct financing leases, are recorded net of related non-recourse debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms in interest income.

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

Note 1: Summary of Significant Accounting Policies (continued)

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

IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower’s financial condition and the adequacy of collateral, if any. Our impaired loans predominantly include loans on nonaccrual status for commercial and industrial, commercial real estate (CRE) and any loans modified in a TDR, on both accrual and nonaccrual status.
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

TROUBLED DEBT RESTRUCTURINGS In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loan is classified as a TDR. These modified terms may include rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of the collateral. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. Loans classified as TDRs, including loans in trial payment periods (trial modifications), are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to held-for-sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

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
Substantially all commercial PCI loans are accounted for as individual loans. Conversely, consumer PCI loans have been aggregated into pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
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

FORECLOSED ASSETS  Foreclosed assets obtained through our lending activities primarily include real estate. Generally, loans have been written down to their net realizable value prior to foreclosure. Any further reduction to their net realizable value is recorded with a charge to the allowance for credit losses at foreclosure. We allow up to 90 days after foreclosure to finalize determination of net realizable value. Thereafter, changes in net realizable value are recorded to noninterest expense. The net realizable value of these assets is reviewed and updated periodically depending on the type of property. See the discussion earlier in this Note about classification changes for certain government-guaranteed loan foreclosures that resulted from our adoption of ASU 2014-14 this year.

ALLOWANCE FOR CREDIT LOSSES (ACL) The allowance for credit losses is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date. We have an established process to determine the appropriateness of the allowance for credit losses that assesses the losses inherent in our portfolio and related unfunded credit commitments. We develop and document our allowance methodology at the portfolio segment level - commercial loan portfolio and consumer loan portfolio. While we attribute portions of the allowance to our respective commercial and consumer portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments.
Our process involves procedures to appropriately consider the unique risk characteristics of our commercial and consumer loan portfolio segments. For each portfolio segment, losses are estimated collectively for groups of loans with similar characteristics, individually or pooled for impaired loans or, for PCI loans, based on the changes in cash flows expected to be collected.
Our allowance levels are influenced by loan volumes, loan grade migration or delinquency status, historic loss experience and other conditions influencing loss expectations, such as economic conditions.

COMMERCIAL PORTFOLIO SEGMENT ACL METHODOLOGY Generally, commercial loans are assessed for estimated losses by grading each loan using various risk factors as identified through periodic reviews. Our estimation approach for the commercial portfolio reflects the estimated probability of default in accordance with the borrower’s financial strength, and the severity of loss in the event of default, considering the quality of any underlying collateral. Probability of default and severity at the time of default are statistically derived through historical observations of default and losses after default within each credit risk rating. These estimates are adjusted as appropriate based on additional analysis of long-term average loss experience compared to previously forecasted losses, external loss data or other risks identified from current economic conditions and credit quality trends. The estimated probability of default and severity at the time of default are applied to loan equivalent exposures to estimate losses for unfunded credit commitments.
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

OTHER ACL MATTERS  The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

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

Note 1: Summary of Significant Accounting Policies (continued)

account assets, loans, MSRs or other liabilities (including liabilities for mortgage repurchase losses) and are accounted for as described herein.

Mortgage Servicing Rights (MSRs)
We recognize the rights to service mortgage loans for others, or MSRs, as assets whether we purchase the MSRs or the MSRs result from a sale or securitization of loans we originate (asset transfers). We initially record all of our MSRs at fair value. Subsequently, residential loan MSRs are carried at fair value. All of our MSRs related to our commercial mortgage loans are subsequently measured at LOCOM. The valuation and sensitivity of MSRs is discussed further in Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities).
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
MSRs accounted for at LOCOM are periodically evaluated for impairment based on the fair value of those assets. For purposes of impairment evaluation and measurement, we stratify MSRs based on the predominant risk characteristics of the underlying loans, including investor and product type. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation allowance is established. The valuation reserve is adjusted as the fair value changes.

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

Liability for Mortgage Loan Repurchase Losses
In connection with our sales and securitization of residential mortgage loans to various parties, we establish a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescission notices, as well as estimated levels of origination defects) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third party originators, and projected loss severity. We continually update our mortgage repurchase liability estimate during the life of the loans.
The liability for mortgage loan repurchase losses is included in other liabilities. For additional information on our repurchase liability, see Note 9 (Mortgage Banking Activities).

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
Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: projected returns using several forward-looking capital market assumptions, and historical returns for the main asset classes dating back to 1970 or the earliest period for which historical data was readily available for the asset classes included. Using long term historical data allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plan’s prescribed asset mix. We evaluate the portfolio based on: (1) the established target asset allocations over short term (one-year) and longer term (ten-year) investment horizons, and (2) the range of potential outcomes over these horizons within specific standard deviations. We perform the above analyses to assess the reasonableness of our expected long-term rate of return on plan assets. We consider the expected rate of return to be a long-term average view of expected returns. The use of an expected long term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2014, is 21 years. See Note 20 (Employee Benefits and Other Expenses) for additional information on our pension accounting.

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

Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 19 (Common Stock and Stock Plan). Our Long-Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights (RSRs), performance share awards (PSAs) and stock awards without restrictions. For most awards, we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, RSRs or PSAs, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight line method. Awards that continue to vest after retirement are expensed over the shorter of the period of time between the grant date and the final vesting period or between the grant date and when a team member becomes retirement eligible; awards to team members who are retirement eligible at the grant date are subject to immediate expensing upon grant.
Beginning in 2013, certain RSRs and all PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. For PSAs, compensation expense also fluctuates based on the estimated outcome of meeting the performance conditions.

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

Note 1: Summary of Significant Accounting Policies (continued)

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
We continually assess the level and volume of market activity in our investment security classes in determining adjustments, if any, to price quotes. Given market conditions can change over time, our determination of which securities markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which price quotes require adjustment, can also change. See Note 17 (Fair Values of Assets and Liabilities) for discussion of the fair value hierarchy and valuation methodologies applied to financial instruments to determine fair value.

Derivatives and Hedging Activities
We recognize all derivatives on the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability, including hedges of foreign currency exposure (“fair value hedge”), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying for hedge accounting. For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in OCI, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For derivatives not designated as a fair value or cash flow hedge, we report changes in the fair values in current period noninterest income.
For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method.
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
We may purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the host contract by recording the bifurcated derivative at fair value and the remaining host contract at the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative. The bifurcated derivative is carried at fair value with changes recorded in current period earnings.
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

Private Share Repurchases
During 2014 and 2013, we repurchased approximately 66 million shares and 40 million shares of our common stock, respectively, under private forward repurchase contracts. We enter into these transactions with unrelated third parties to complement our open-market common stock repurchase strategies, to allow us to manage our share repurchases in a manner consistent with our capital plans, currently submitted under the 2014 Comprehensive Capital Analysis and Review (CCAR), and to provide an economic benefit to the Company.
Our payments to the counterparties for these private share repurchase contracts are recorded in permanent equity in the quarter paid and are not subject to re-measurement. The classification of the up-front payments as permanent equity assures that we have appropriate repurchase timing consistent with our 2014 capital plan, which contemplated a fixed dollar amount available per quarter for share repurchases pursuant to

Federal Reserve Board (FRB) supervisory guidance. In return, the counterparty agrees to deliver a variable number of shares based on a per share discount to the volume-weighted average stock price over the contract period. There are no scenarios where the contracts would not either physically settle in shares or allow us to choose the settlement method.
In fourth quarter 2014, we entered into a private forward repurchase contract and paid $750 million to an unrelated third party. This contract settled in first quarter 2015 for 14.3 million shares of common stock. At December 31, 2013, we had a $500 million private forward repurchase contract outstanding that settled in first quarter 2014 for 11.1 million shares of common stock. Our total number of outstanding shares of common stock is not reduced until settlement of the private share repurchase contract.

SUPPLEMENTAL CASH FLOW INFORMATION Noncash activities are presented below, including information on transfers affecting MHFS, LHFS, and MSRs.

	Year ended December 31,
(in millions)	2014	2013	2012
Trading assets retained from securitizations of MHFS	$28,604	47,198	85,108
Capitalization of MSRs from sale of MHFS	1,302	3,616	4,988
Transfers from loans to MHFS	11,021	7,610	7,584
Transfers from loans to LHFS	9,849	274	143
Transfers from loans to foreclosed and other assets (1)	4,094	4,470	6,114
Transfers from available-for-sale to held-to-maturity securities	1,810	6,042	—

(1)
Includes $2.5 billion, $2.7 billion and $3.5 billion in transfers of government insured/guaranteed loans for the years ended December 31, 2014, 2013 and 2012, respectively. During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014, resulting in the transfer of these loans to accounts receivables for the year ended December 31, 2014.

SUBSEQUENT EVENTS We have evaluated the effects of events that have occurred subsequent to December 31, 2014, and there have been no material events that would require recognition in our 2014 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

Note 2: Business Combinations
We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. For information on additional contingent consideration related to acquisitions, which is considered to be a guarantee, see Note 14 (Guarantees, Pledged Assets and Collateral).

During 2014, we completed an acquisition of a railcar and locomotive leasing business with combined total assets of $422 million. We had no pending business combinations as of December 31, 2014. Additionally, no business combinations were completed in 2013. Business combinations completed in 2014 and 2012 are presented below.

(in millions)	Date	Assets
2014
Helm Financial Corporation	April 15	$422

2012
EverKey Global Partners Limited / EverKey Global Management LLC /
EverKey Global Partners (GP), LLC / EverKey Global Focus (GP), LLC – Bahamas/New York, New York	January 1	$7
Burdale Financial Holdings Limited / Certain Assets of Burdale Capital Finance, Inc. – England/Stamford, Connecticut	February 1	874
Energy Lending Business of BNP Paribas, SA – Houston, Texas	April 20	3,639
Merlin Securities, LLC / Merlin Canada LTD. / Certain Assets & Liabilities
of Merlin Group Holdings, LLC – San Francisco, California/Toronto, Ontario	August 1	281
		$4,801

Note 3: Cash, Loan and Dividend Restrictions
Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The total daily average required reserve balance for all our subsidiary banks was $12.9 billion in 2014 and $11.8 billion in 2013.
Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank's capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank's capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 26 (Regulatory and Agency Capital Requirements) in this Report.
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

We also have a state-chartered subsidiary bank that is subject to state regulations that limit dividends. Under these provisions and regulatory limitations, our national and state-chartered subsidiary banks could have declared additional dividends of $15.6 billion at December 31, 2014,without obtaining prior regulatory approval. We have elected to retain capital at our national and state-chartered subsidiary banks to meet internal capital policy minimums and regulatory requirements associated with the implementation of Basel III. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2014, our nonbank subsidiaries could have declared additional dividends of $8.6 billion at December 31, 2014, without obtaining prior approval.
The FRB published clarifying supervisory guidance in first quarter 2009, SR 09-4 Applying Supervisory Guidance and Regulations on the Payment of Dividends, Stock Redemptions, and Stock Repurchases at Bank Holding Companies, pertaining to FRB's criteria, assessment and approval process for reductions in capital. The FRB supplemented this guidance with the Capital Plan Rule issued in fourth quarter 2011 (codified at 12 CFR 225.8 of Regulation Y) that establishes capital planning and prior notice and approval requirements for capital distributions including dividends by certain bank holding companies. The effect of this guidance is to require the approval of the FRB (or specifically under the Capital Plan Rule, a notice of non-objection) for the Company to repurchase or redeem common or perpetual preferred stock as well as to raise the per share quarterly dividend from its current level of $0.35 per share as declared by the Company’s Board of Directors on January 27, 2015, payable on March 1, 2015.

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

The following table provides the detail of federal funds sold, securities purchased under short-term resale agreements (generally less than one year) and other short-term investments. The majority of interest-earning deposits at December 31, 2014 and 2013, were held at the Federal Reserve.

	Dec. 31,	Dec. 31,
(in millions)	2014	2013
Federal funds sold and securities purchased under resale agreements	$36,856	25,801
Interest-earning deposits	219,220	186,249
Other short-term investments	2,353	1,743
Total	$258,429	213,793

As part of maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity meant to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. This includes commitments we have entered into to purchase securities under resale agreements from a central clearing organization that, at its option, require us to provide funding under such agreements. We do not have any outstanding amounts funded, and the amount of our unfunded contractual commitment was $2.6 billion and $3.1 billion as of December 31, 2014 and 2013, respectively.
We have classified securities purchased under long-term resale agreements (generally one year or more), which totaled $14.9 billion and $10.1 billion at December 31, 2014 and 2013, respectively, in loans. For additional information on the collateral we receive from other entities under resale agreements and securities borrowings, see the “Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements” section of Note 14 (Guarantees, Pledged Assets and Collateral).

Note 5: Investment Securities
The following table provides the amortized cost and fair value by major categories of available-for-sale securities, which are carried at fair value, and held-to-maturity debt securities, which are carried at amortized cost. The net unrealized gains (losses) for available-for-sale securities are reported on an after-tax basis as a component of cumulative OCI.

(in millions)	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$25,898	44	(138)	25,804
Securities of U.S. states and political subdivisions	43,939	1,504	(499)	44,944
Mortgage-backed securities:
Federal agencies	107,850	2,990	(751)	110,089
Residential	8,213	1,080	(24)	9,269
Commercial	16,248	803	(57)	16,994
Total mortgage-backed securities	132,311	4,873	(832)	136,352
Corporate debt securities	14,211	745	(170)	14,786
Collateralized loan and other debt obligations (1)	25,137	408	(184)	25,361
Other (2)	6,251	295	(27)	6,519
Total debt securities	247,747	7,869	(1,850)	253,766
Marketable equity securities:
Perpetual preferred securities	1,622	148	(70)	1,700
Other marketable equity securities	284	1,694	(2)	1,976
Total marketable equity securities	1,906	1,842	(72)	3,676
Total available-for-sale securities	249,653	9,711	(1,922)	257,442
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	40,886	670	(8)	41,548
Securities of U.S. states and political subdivisions	1,962	27	—	1,989
Federal agency mortgage-backed securities	5,476	165	—	5,641
Collateralized loans and other debt obligations (1)	1,404	—	(13)	1,391
Other (2)	5,755	35	—	5,790
Total held-to-maturity securities	55,483	897	(21)	56,359
Total (3)	$305,136	10,608	(1,943)	313,801
December 31, 2013
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$6,592	17	(329)	6,280
Securities of U.S. states and political subdivisions	42,171	1,092	(727)	42,536
Mortgage-backed securities:
Federal agencies	119,303	1,902	(3,614)	117,591
Residential	11,060	1,433	(40)	12,453
Commercial	17,689	1,173	(115)	18,747
Total mortgage-backed securities	148,052	4,508	(3,769)	148,791
Corporate debt securities	20,391	976	(140)	21,227
Collateralized loan and other debt obligations (1)	19,610	642	(93)	20,159
Other (2)	9,232	426	(29)	9,629
Total debt securities	246,048	7,661	(5,087)	248,622
Marketable equity securities:
Perpetual preferred securities	1,703	222	(60)	1,865
Other marketable equity securities	336	1,188	(4)	1,520
Total marketable equity securities	2,039	1,410	(64)	3,385
Total available-for-sale-securities	248,087	9,071	(5,151)	252,007
Held-to-maturity securities:
Federal agency mortgage-backed securities	6,304	—	(99)	6,205
Other (2)	6,042	—	—	6,042
Total held-to-maturity securities	12,346	—	(99)	12,247
Total (3)	$260,433	9,071	(5,250)	264,254

(1)
The available-for-sale portfolio includes collateralized debt obligations (CDOs) with a cost basis and fair value of $364 million and $500 million, respectively, at December 31, 2014, and $509 million and $693 million, respectively at December 31, 2013. The held-to-maturity portfolio only includes collateralized loan obligations.

(2)
The “Other” category of available-for-sale securities predominantly includes asset-backed securities collateralized by credit cards, student loans, home equity loans and auto leases or loans and cash. Included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by auto leases or loans and cash with a cost basis and fair value of $3.8 billion each at December 31, 2014, and $4.3 billion each at December 31, 2013. Also included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by dealer floorplan loans with a cost basis of $1.9 billion and fair value of $2.0 billion at December 31, 2014, and $1.7 billion each at December 31, 2013.

(3)	At December 31, 2014 and 2013, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

Note 5:  Investment Securities (continued)

Gross Unrealized Losses and Fair Value
The following table shows the gross unrealized losses and fair value of securities in the investment securities portfolio by length of time that individual securities in each category had been in a continuous loss position. Debt securities on which we have taken credit-related OTTI write-downs are categorized as being "less than 12 months" or "12 months or more" in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(16)	7,138	(122)	5,719	(138)	12,857
Securities of U.S. states and political subdivisions	(198)	10,228	(301)	3,725	(499)	13,953
Mortgage-backed securities:
Federal agencies	(16)	1,706	(735)	37,854	(751)	39,560
Residential	(18)	946	(6)	144	(24)	1,090
Commercial	(9)	2,202	(48)	1,532	(57)	3,734
Total mortgage-backed securities	(43)	4,854	(789)	39,530	(832)	44,384
Corporate debt securities	(102)	1,674	(68)	1,265	(170)	2,939
Collateralized loan and other debt obligations	(99)	12,755	(85)	3,958	(184)	16,713
Other	(23)	708	(4)	277	(27)	985
Total debt securities	(481)	37,357	(1,369)	54,474	(1,850)	91,831
Marketable equity securities:
Perpetual preferred securities	(2)	92	(68)	633	(70)	725
Other marketable equity securities	(2)	41	—	—	(2)	41
Total marketable equity securities	(4)	133	(68)	633	(72)	766
Total available-for-sale securities	(485)	37,490	(1,437)	55,107	(1,922)	92,597
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(8)	1,889	—	—	(8)	1,889
Collateralized loan and other debt obligations	(13)	1,391	—	—	(13)	1,391
Total held-to-maturity securities	(21)	3,280	—	—	(21)	3,280
Total	$(506)	40,770	(1,437)	55,107	(1,943)	95,877
December 31, 2013
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(329)	5,786	—	—	(329)	5,786
Securities of U.S. states and political subdivisions	(399)	9,238	(328)	4,120	(727)	13,358
Mortgage-backed securities:
Federal agencies	(3,562)	67,045	(52)	1,132	(3,614)	68,177
Residential	(18)	1,242	(22)	232	(40)	1,474
Commercial	(15)	2,128	(100)	2,027	(115)	4,155
Total mortgage-backed securities	(3,595)	70,415	(174)	3,391	(3,769)	73,806
Corporate debt securities	(85)	2,542	(55)	428	(140)	2,970
Collateralized loan and other debt obligations	(55)	7,202	(38)	343	(93)	7,545
Other	(11)	1,690	(18)	365	(29)	2,055
Total debt securities	(4,474)	96,873	(613)	8,647	(5,087)	105,520
Marketable equity securities:
Perpetual preferred securities	(28)	424	(32)	308	(60)	732
Other marketable equity securities	(4)	34	—	—	(4)	34
Total marketable equity securities	(32)	458	(32)	308	(64)	766
Total available-for-sale securities	(4,506)	97,331	(645)	8,955	(5,151)	106,286
Held-to-maturity securities:
Federal agency mortgage-backed securities	(99)	6,153	—	—	(99)	6,153
Total held-to-maturity securities	(99)	6,153	—	—	(99)	6,153
Total	$(4,605)	103,484	(645)	8,955	(5,250)	112,439

We have assessed each security with gross unrealized losses included in the previous table for credit impairment. As part of that assessment we evaluated and concluded that we do not intend to sell any of the securities and that it is more likely than not that we will not be required to sell prior to recovery of the amortized cost basis. For debt securities, we evaluate, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the securities’ amortized cost basis. For equity securities, we consider numerous factors in determining whether impairment exists, including our intent and ability to hold the securities for a period of time sufficient to recover the cost basis of the securities.
For complete descriptions of the factors we consider when analyzing securities for impairment, see Note 1 (Summary of Significant Accounting Policies) and below.

SECURITIES OF U.S. TREASURY AND FEDERAL AGENCIES AND FEDERAL AGENCY MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with U.S. Treasury and federal agency securities and federal agency MBS are primarily driven by changes in interest rates and not due to credit losses given the explicit or implicit guarantees provided by the U.S. government.

SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in the relationship between municipal and term funding credit curves rather than by changes to the credit quality of the underlying securities. Substantially all of these investments are investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase. Some of these securities are guaranteed by a bond insurer, but we did not rely on this guarantee when making our investment decision. These investments will continue to be monitored as part of our ongoing impairment analysis but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.

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

CORPORATE DEBT SECURITIES  The unrealized losses associated with corporate debt securities are primarily related to unsecured debt obligations issued by various corporations. We evaluate the financial performance of each issuer on a quarterly basis to determine if the issuer can make all contractual principal and interest payments. Based upon this assessment, we expect to recover the entire amortized cost basis of these securities.

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

OTHER DEBT SECURITIES  The unrealized losses associated with other debt securities predominantly relate to other asset-backed securities. The losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

MARKETABLE EQUITY SECURITIES  Our marketable equity securities include investments in perpetual preferred securities, which provide attractive tax-equivalent yields. We evaluate these hybrid financial instruments with investment-grade ratings for impairment using an evaluation methodology similar to that used for debt securities. Perpetual preferred securities are not considered to be other-than-temporarily impaired if there is no evidence of credit deterioration or investment rating downgrades of any issuers to below investment grade, and we expect to continue to receive full contractual payments. We will continue to evaluate the prospects for these securities for recovery in their market value in accordance with our policy for estimating OTTI. We have recorded impairment write-downs on perpetual preferred securities where there was evidence of credit deterioration.

OTHER INVESTMENT SECURITIES MATTERS  The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate, and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future.

Note 5:  Investment Securities (continued)

The following table shows the gross unrealized losses and fair value of debt and perpetual preferred investment securities by those rated investment grade and those rated less than investment grade according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as "speculative grade" by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on our internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $25 million and $1.6 billion, respectively, at December 31, 2014, and $18 million and $1.9 billion, respectively, at December 31, 2013. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

	Investment grade		Non-investment grade
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(138)	12,857	—	—
Securities of U.S. states and political subdivisions	(459)	13,600	(40)	353
Mortgage-backed securities:
Federal agencies	(751)	39,560	—	—
Residential	—	139	(24)	951
Commercial	(24)	3,366	(33)	368
Total mortgage-backed securities	(775)	43,065	(57)	1,319
Corporate debt securities	(39)	1,807	(131)	1,132
Collateralized loan and other debt obligations	(172)	16,609	(12)	104
Other	(23)	782	(4)	203
Total debt securities	(1,606)	88,720	(244)	3,111
Perpetual preferred securities	(70)	725	—	—
Total available-for-sale securities	(1,676)	89,445	(244)	3,111
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(8)	1,889	—	—
Collateralized loan and other debt obligations	(13)	1,391	—	—
Total held-to-maturity securities	(21)	3,280	—	—
Total	$(1,697)	92,725	(244)	3,111
December 31, 2013
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(329)	5,786	—	—
Securities of U.S. states and political subdivisions	(671)	12,915	(56)	443
Mortgage-backed securities:
Federal agencies	(3,614)	68,177	—	—
Residential	(2)	177	(38)	1,297
Commercial	(46)	3,364	(69)	791
Total mortgage-backed securities	(3,662)	71,718	(107)	2,088
Corporate debt securities	(96)	2,343	(44)	627
Collateralized loan and other debt obligations	(72)	7,376	(21)	169
Other	(19)	1,874	(10)	181
Total debt securities	(4,849)	102,012	(238)	3,508
Perpetual preferred securities	(60)	732	—	—
Total available-for-sale securities	(4,909)	102,744	(238)	3,508
Held-to-maturity securities:
Federal agency mortgage-backed securities	(99)	6,153	—	—
Total held-to-maturity securities	(99)	6,153	—	—
Total	$(5,008)	108,897	(238)	3,508

Contractual Maturities
The following table shows the remaining contractual maturities and contractual weighted-average yields (taxable-equivalent basis) of available-for-sale debt securities. The remaining contractual principal maturities for MBS do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

			Remaining contractual maturity
					After one year		After five years
	Total		Within one year		through five years		through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2014
Available-for-sale securities (1):
Securities of U.S. Treasury and federal agencies	$25,804	1.49%	$181	1.47%	$22,348	1.44%	$3,275	1.83%	$—	—%
Securities of U.S. states and political subdivisions	44,944	5.66	3,568	1.71	7,050	2.19	3,235	5.13	31,091	6.96
Mortgage-backed securities:
Federal agencies	110,089	3.27	—	—	276	2.86	1,011	3.38	108,802	3.27
Residential	9,269	4.50	—	—	9	4.81	83	5.63	9,177	4.49
Commercial	16,994	5.16	1	0.28	62	2.71	5	1.30	16,926	5.17
Total mortgage-backed securities	136,352	3.59	1	0.28	347	2.88	1,099	3.54	134,905	3.59
Corporate debt securities	14,786	4.90	600	4.32	7,634	4.54	5,209	5.30	1,343	5.70
Collateralized loan and other debt obligations	25,361	1.83	23	1.95	944	0.71	8,472	1.67	15,922	1.99
Other	6,519	1.79	274	1.55	1,452	2.56	1,020	1.32	3,773	1.64
Total available-for-sale debt securities at fair value	$253,766	3.60%	$4,647	2.03%	$39,775	2.20%	$22,310	3.12%	$187,034	3.99%
December 31, 2013
Available-for-sale securities (1):
Securities of U.S. Treasury and federal agencies	$6,280	1.66%	$86	0.54%	$701	1.45%	$5,493	1.71%	$—	—%
Securities of U.S. states and political subdivisions	42,536	5.30	4,915	1.84	7,901	2.19	3,151	5.19	26,569	6.89
Mortgage-backed securities:
Federal agencies	117,591	3.33	1	7.14	398	2.71	956	3.46	116,236	3.33
Residential	12,453	4.31	—	—	—	—	113	5.43	12,340	4.30
Commercial	18,747	5.24	—	—	52	3.33	59	0.96	18,636	5.26
Total mortgage-backed securities	148,791	3.65	1	7.14	450	2.78	1,128	3.52	147,212	3.66
Corporate debt securities	21,227	4.18	6,136	2.06	7,255	4.22	6,528	5.80	1,308	5.77
Collateralized loan and other debt obligations	20,159	1.59	40	0.25	1,100	0.63	7,750	1.29	11,269	1.89
Other	9,629	1.80	906	2.53	2,977	1.74	1,243	1.64	4,503	1.73
Total available-for-sale debt securities at fair value	$248,622	3.69%	$12,084	1.99%	$20,384	2.75%	$25,293	3.14%	$190,861	3.97%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on fair value and predominantly represent contractual coupon rates without effect for any related hedging derivatives.

Note 5:  Investment Securities (continued)

The following table shows the amortized cost and weighted-average yields of held-to-maturity debt securities by contractual maturity.

			Remaining contractual maturity
					After one year		After five years
	Total		Within one year		through five years		through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2014
Held-to-maturity securities (1):
Amortized cost:
Securities of U.S. Treasury and federal agencies	$40,886	2.12%	$—	—%	$—	—%	$40,886	2.12%	$—	—%
Securities of U.S. states and political subdivisions	1,962	5.60	—	—	—	—	9	6.60	1,953	5.59
Federal agency mortgage-backed securities	5,476	3.89	—	—	—	—	—	—	5,476	3.89
Collateralized loan and other debt obligations	1,404	1.96	—	—	—	—	—	—	1,404	1.96
Other	5,755	1.64	192	1.61	4,214	1.72	1,349	1.41	—	—
Total held-to-maturity debt securities at amortized cost	$55,483	2.37%	$192	1.61%	$4,214	1.72%	$42,244	2.10%	$8,833	3.96%
December 31, 2013
Held-to-maturity securities (1):
Amortized cost:
Federal agency mortgage-backed securities	$6,304	3.90%	$—	—%	$—	—%	$—	—%	$6,304	3.90%
Other	6,042	1.89	195	1.72	4,468	1.87	1,379	1.98	—	—
Total held-to-maturity debt securities at amortized cost	$12,346	2.92%	$195	1.72%	$4,468	1.87%	$1,379	1.98%	$6,304	3.90%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on amortized cost and predominantly represent contractual coupon rates.

The following table shows the fair value of held-to-maturity debt securities by contractual maturity.

		Remaining contractual maturity
			After one year	After five years
	Total	Within one year	through five years	through ten years	After ten years
(in millions)	amount	Amount	Amount	Amount	Amount
December 31, 2014
Held-to-maturity securities:
Fair value:
Securities of U.S. Treasury and federal agencies	$41,548	$—	$—	$41,548	$—
Securities of U.S. states and political subdivisions	1,989	—	—	9	1,980
Federal agency mortgage-backed securities	5,641	—	—	—	5,641
Collateralized loan and other debt obligations	1,391	—	—	—	1,391
Other	5,790	193	4,239	1,358	—
Total held-to-maturity debt securities at fair value	$56,359	$193	$4,239	$42,915	$9,012
December 31, 2013
Held-to-maturity securities:
Fair Value:
Federal agency mortgage-backed securities	$6,205	$—	$—	$—	$6,205
Other	6,042	195	4,468	1,379	—
Total held-to-maturity debt securities at fair value	$12,247	$195	$4,468	$1,379	$6,205

Realized Gains and Losses
The following table shows the gross realized gains and losses on sales and OTTI write-downs related to the available-for-sale securities portfolio, which includes marketable equity securities,

as well as net realized gains and losses on nonmarketable equity investments (see Note 7 (Premises, Equipment, Lease Commitments and Other Assets)).

	Year ended December 31,
(in millions)	2014	2013	2012
Gross realized gains	$1,560	492	600
Gross realized losses	(14)	(24)	(73)
OTTI write-downs	(52)	(183)	(256)
Net realized gains from available-for-sale securities	1,494	285	271
Net realized gains from nonmarketable equity investments	1,479	1,158	1,086
Net realized gains from debt securities and equity investments	$2,973	1,443	1,357

Other-Than-Temporary Impairment
The following table shows the detail of total OTTI write-downs included in earnings for available-for-sale debt securities, marketable equity securities and nonmarketable equity investments. There were no OTTI write-downs on held-to-

maturity securities during the years ended December 31, 2014 and 2013. There were no held-to-maturity securities in our investment securities portfolio for the year ended December 31, 2012.

	Year ended December 31,
(in millions)	2014	2013	2012
OTTI write-downs included in earnings
Debt securities:
Securities of U.S. states and political subdivisions	$11	2	16
Mortgage-backed securities:
Federal agencies	—	1	—
Residential	26	72	84
Commercial	9	53	86
Corporate debt securities	1	4	11
Collateralized loan and other debt obligations	2	—	1
Other debt securities	—	26	42
Total debt securities	49	158	240
Equity securities:
Marketable equity securities:
Perpetual preferred securities	—	—	12
Other marketable equity securities	3	25	4
Total marketable equity securities	3	25	16
Total investment securities	52	183	256
Nonmarketable equity investments	270	161	160
Total OTTI write-downs included in earnings	$322	344	416

Note 5:  Investment Securities (continued)

Other-Than-Temporarily Impaired Debt Securities
The following table shows the detail of OTTI write-downs on available-for-sale debt securities included in earnings and the related changes in OCI for the same securities.

	Year ended December 31,
(in millions)	2014	2013	2012
OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$40	107	237
Intent-to-sell OTTI	9	51	3
Total recorded as part of gross realized losses	49	158	240
Changes to OCI for losses (reversal of losses) in non-credit-related OTTI (1):
Securities of U.S. states and political subdivisions	—	(2)	1
Residential mortgage-backed securities	(10)	(27)	(178)
Commercial mortgage-backed securities	(21)	(90)	(88)
Corporate debt securities	—	—	1
Collateralized loan and other debt obligations	—	(1)	(1)
Other debt securities	—	1	28
Total changes to OCI for non-credit-related OTTI	(31)	(119)	(237)
Total OTTI losses recorded on debt securities	$18	39	3

(1)
Represents amounts recorded to OCI for impairment, due to factors other than credit, on debt securities that have also had credit-related OTTI write-downs during the period. Increases represent initial or subsequent non-credit-related OTTI on debt securities. Decreases represent partial to full reversal of impairment due to recoveries in the fair value of securities due to non-credit factors.

The following table presents a rollforward of the OTTI credit loss that has been recognized in earnings as a write-down of available-for-sale debt securities we still own (referred to as "credit-impaired" debt securities) and do not intend to sell.

Recognized credit loss represents the difference between the present value of expected future cash flows discounted using the security’s current effective interest rate and the amortized cost basis of the security prior to considering credit loss.

	Year ended December 31,
(in millions)	2014	2013	2012
Credit loss recognized, beginning of year	$1,171	1,289	1,272
Additions:
For securities with initial credit impairments	5	21	55
For securities with previous credit impairments	35	86	182
Total additions	40	107	237
Reductions:
For securities sold, matured, or intended/required to be sold	(169)	(194)	(194)
For recoveries of previous credit impairments (1)	(17)	(31)	(26)
Total reductions	(186)	(225)	(220)
Credit loss recognized, end of year	$1,025	1,171	1,289

(1)
Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Note 6: Loans and Allowance for Credit Losses
The following table presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include a total net reduction of $4.5 billion and $6.4 billion at

December 31, 2014 and December 31, 2013, respectively, for unearned income, net deferred loan fees, and unamortized discounts and premiums.

	December 31,
(in millions)	2014	2013	2012	2011	2010
Commercial:
Commercial and industrial	$271,795	235,358	223,703	205,824	182,059
Real estate mortgage	111,996	112,427	106,392	106,028	99,490
Real estate construction	18,728	16,934	16,983	19,470	25,371
Lease financing	12,307	12,371	12,736	13,387	13,386
Total commercial	414,826	377,090	359,814	344,709	320,306
Consumer:
Real estate 1-4 family first mortgage	265,386	258,507	249,912	229,408	231,113
Real estate 1-4 family junior lien mortgage	59,717	65,950	75,503	86,041	96,205
Credit card	31,119	26,882	24,651	22,905	22,384
Automobile	55,740	50,808	45,998	43,508	43,754
Other revolving credit and installment	35,763	43,049	42,473	43,060	43,505
Total consumer	447,725	445,196	438,537	424,922	436,961
Total loans	$862,551	822,286	798,351	769,631	757,267

Our foreign loans are reported by respective class of financing receivable in the table above. Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower’s primary address is outside of the United States. The following table presents total commercial foreign loans outstanding by class of financing receivable.

	December 31,
(in millions)	2014	2013	2012	2011	2010
Commercial foreign loans:
Commercial and industrial	$44,707	41,547	37,148	38,609	30,775
Real estate mortgage	4,776	5,328	52	53	55
Real estate construction	218	187	79	88	39
Lease financing	336	338	312	269	292
Total commercial foreign loans	$50,037	47,400	37,591	39,019	31,161

Note 6: Loans and Allowance for Credit Losses (continued)

Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2014 and 2013, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at both December 31, 2014 and 2013, of which 2% were PCI loans in both years. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 4% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.
Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 12% of total loans at December 31, 2014, and 15% at December 31, 2013. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. We acquired an option payment loan portfolio (Pick-a-Pay) from Wachovia at December 31, 2008. A majority of the portfolio was identified as PCI loans. Since the acquisition, we have reduced our exposure to the option payment portion of the portfolio through our modification efforts and loss mitigation actions. At December 31, 2014, approximately 2% of total loans remained with the payment option feature compared with 10% at December 31, 2008.
Our first and junior lien lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of total outstanding balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. At December 31, 2014, our lines of credit portfolio had an outstanding balance of $69.7 billion, of which $6.2 billion, or 9%, is in its amortization period, another $13.3 billion, or 19%, of our total outstanding balance, will reach their end of draw period during 2015 through 2016, $14.2 billion, or 20%, during 2017 through 2019, and $36.0 billion, or 52%, will convert in subsequent years. This portfolio had unfunded credit commitments of $70.1 billion at December 31, 2014. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw period. At December 31, 2014, $425 million, or 7%, of outstanding lines of credit that are in their amortization period were 30 or more days past due, compared with $1.3 billion, or 2%, for lines in their draw period. We have considered this increased inherent risk in our allowance for credit loss estimate. In anticipation of our borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.

Loan Purchases, Sales, and Transfers
The following table summarizes the proceeds paid or received for purchases and sales of loans and transfers from loans held for investment to mortgages/loans held for sale at lower of cost or fair value. This loan activity primarily includes loans purchased and sales of whole loan or participating interests, whereby we receive or transfer a portion of a loan after origination. The table excludes PCI loans and loans recorded at fair value, including loans originated for sale because their loan activity normally does not impact the allowance for credit losses.

	Year ended December 31,
	2014			2013
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases (1)	$4,952	1,365	6,317	10,914	581	11,495
Sales	(1,706)	(152)	(1,858)	(6,740)	(514)	(7,254)
Transfers to MHFS/LHFS (1)	(99)	(9,778)	(9,877)	(258)	(11)	(269)

(1)
The “Purchases” and “Transfers to MHFS/LHFS" categories exclude activity in government insured/guaranteed real estate 1-4 family first mortgage loans. As servicer, we are able to buy delinquent insured/guaranteed loans out of the Government National Mortgage Association (GNMA) pools. These loans have different risk characteristics from the rest of our consumer portfolio, whereby this activity does not impact the allowance for loan losses in the same manner because the loans are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Such purchases net of transfers to MHFS were $2.9 billion and $8.2 billion for the year ended 2014 and 2013, respectively.

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
We may, as a representative for other lenders, advance funds or provide for the issuance of letters of credit under syndicated loan or letter of credit agreements. Any advances are generally repaid in less than a week and would normally require default of both the customer and another lender to expose us to loss. These temporary advance arrangements totaled approximately $87 billion at both December 31, 2014, and December 31, 2013.
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At both December 31, 2014 and 2013, we had $1.2 billion of outstanding issued commercial letters of credit. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility for different purposes in one of several forms, including a standby letter of credit. See Note 14 (Guarantees, Pledged Assets and Collateral) for additional information on standby letters of credit.
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

For loans and commitments to lend, we may require collateral or a guarantee. We may require various types of collateral, including commercial and consumer real estate, automobiles, other short-term liquid assets such as accounts receivable or inventory and long-lived asset, such as equipment and other business assets. Collateral requirements for each loan or commitment may vary based on the loan product and our assessment of a customer's credit risk according to the specific credit underwriting, including terms and structure.
The contractual amount of our unfunded credit commitments, including unissued standby and commercial letters of credit, is summarized by portfolio segment and class of financing receivable in the following table. The table excludes standby and commercial letters of credit issued under the terms of our commitments and temporary advance commitments on behalf of other lenders.

	Dec 31,	Dec 31,
(in millions)	2014	2013
Commercial:
Commercial and industrial	$278,093	250,986
Real estate mortgage	6,134	5,993
Real estate construction	15,587	12,612
Lease financing	3	—
Total commercial	299,817	269,591
Consumer:
Real estate 1-4 family first mortgage	32,055	32,908
Real estate 1-4 family junior lien mortgage	45,492	47,667
Credit card	95,062	79,049
Other revolving credit and installment	24,816	24,216
Total consumer	197,425	183,840
Total unfunded credit commitments	$497,242	453,431

Note 6: Loans and Allowance for Credit Losses (continued)

Allowance for Credit Losses
The allowance for credit losses consists of the allowance for loan losses and the allowance for unfunded credit commitments. Changes in the allowance for credit losses were:

	Year ended December 31,
(in millions)	2014	2013	2012	2011	2010
Balance, beginning of year	$14,971	17,477	19,668	23,463	25,031
Provision for credit losses	1,395	2,309	7,217	7,899	15,753
Interest income on certain impaired loans (1)	(211)	(264)	(315)	(332)	(266)
Loan charge-offs:
Commercial:
Commercial and industrial	(627)	(739)	(1,404)	(1,681)	(2,820)
Real estate mortgage	(66)	(190)	(382)	(636)	(1,152)
Real estate construction	(9)	(28)	(191)	(351)	(1,189)
Lease financing	(15)	(34)	(24)	(41)	(124)
Total commercial	(717)	(991)	(2,001)	(2,709)	(5,285)
Consumer:
Real estate 1-4 family first mortgage	(721)	(1,439)	(3,020)	(3,896)	(4,916)
Real estate 1-4 family junior lien mortgage	(864)	(1,579)	(3,437)	(3,765)	(4,936)
Credit card	(1,025)	(1,022)	(1,105)	(1,458)	(2,415)
Automobile	(729)	(625)	(651)	(797)	(1,295)
Other revolving credit and installment	(668)	(754)	(759)	(990)	(1,253)
Total consumer	(4,007)	(5,419)	(8,972)	(10,906)	(14,815)
Total loan charge-offs	(4,724)	(6,410)	(10,973)	(13,615)	(20,100)
Loan recoveries:
Commercial:
Commercial and industrial	369	396	472	426	442
Real estate mortgage	160	226	163	143	68
Real estate construction	136	137	124	146	110
Lease financing	8	17	20	25	21
Total commercial	673	776	779	740	641
Consumer:
Real estate 1-4 family first mortgage	212	246	157	405	523
Real estate 1-4 family junior lien mortgage	238	269	260	218	211
Credit card	161	127	188	257	224
Automobile	349	322	364	449	509
Other revolving credit and installment	146	161	191	247	239
Total consumer	1,106	1,125	1,160	1,576	1,706
Total loan recoveries	1,779	1,901	1,939	2,316	2,347
Net loan charge-offs (2)	(2,945)	(4,509)	(9,034)	(11,299)	(17,753)
Allowances related to business combinations/other (3)	(41)	(42)	(59)	(63)	698
Balance, end of year	$13,169	14,971	17,477	19,668	23,463
Components:
Allowance for loan losses	$12,319	14,502	17,060	19,372	23,022
Allowance for unfunded credit commitments	850	469	417	296	441
Allowance for credit losses (4)	$13,169	14,971	17,477	19,668	23,463
Net loan charge-offs as a percentage of average total loans (2)	0.35%	0.56	1.17	1.49	2.30
Allowance for loan losses as a percentage of total loans (4)	1.43	1.76	2.13	2.52	3.04
Allowance for credit losses as a percentage of total loans (4)	1.53	1.82	2.19	2.56	3.10

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

(4)
The allowance for credit losses includes $11 million, $30 million, $117 million, $231 million and $298 million at December 31, 2014, 2013, 2012, 2011, and 2010, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

The following table summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

	Year ended December 31,
	2014			2013
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of period	$6,103	8,868	14,971	5,714	11,763	17,477
Provision for credit losses	342	1,053	1,395	680	1,629	2,309
Interest income on certain impaired loans	(20)	(191)	(211)	(54)	(210)	(264)

Loan charge-offs	(717)	(4,007)	(4,724)	(991)	(5,419)	(6,410)
Loan recoveries	673	1,106	1,779	776	1,125	1,901
Net loan charge-offs	(44)	(2,901)	(2,945)	(215)	(4,294)	(4,509)
Allowance related to business combinations/other	(4)	(37)	(41)	(22)	(20)	(42)
Balance, end of period	$6,377	6,792	13,169	6,103	8,868	14,971

The following table disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

	Allowance for credit losses			Recorded investment in loans
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
December 31, 2014
Collectively evaluated (1)	$5,482	3,706	9,188	409,560	404,263	813,823
Individually evaluated (2)	884	3,086	3,970	3,759	21,649	25,408
PCI (3)	11	—	11	1,507	21,813	23,320
Total	$6,377	6,792	13,169	414,826	447,725	862,551
December 31, 2013
Collectively evaluated (1)	$4,921	5,011	9,932	369,252	398,237	767,489
Individually evaluated (2)	1,156	3,853	5,009	5,334	22,736	28,070
PCI (3)	26	4	30	2,504	24,223	26,727
Total	$6,103	8,868	14,971	377,090	445,196	822,286

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

(3)
Represents the allowance and related loan carrying value determined in accordance with ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality (formerly SOP 3-3) and pursuant to amendments by ASU 2010-20 regarding allowance for PCI loans.

Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date, with the exception of updated Fair Isaac Corporation (FICO) scores and updated loan-to-value (LTV)/combined LTV (CLTV), which are obtained at least quarterly. Generally, these indicators are updated in the second month of each quarter, with updates no older than September 30, 2014. See the “Purchased Credit-Impaired Loans” section of this Note for credit quality information on our PCI portfolio.

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
The following table provides a breakdown of outstanding commercial loans by risk category. Of the $8.3 billion in criticized commercial real estate (CRE) loans at December 31, 2014, $1.7 billion has been placed on nonaccrual status and written down to net realizable collateral value. CRE loans have a high level of monitoring in place to manage these assets and mitigate loss exposure.

Note 6: Loans and Allowance for Credit Losses (continued)

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2014
By risk category:
Pass	$255,611	103,319	17,661	11,723	388,314
Criticized	16,109	7,416	896	584	25,005
Total commercial loans (excluding PCI)	271,720	110,735	18,557	12,307	413,319
Total commercial PCI loans (carrying value)	75	1,261	171	—	1,507
Total commercial loans	$271,795	111,996	18,728	12,307	414,826
December 31, 2013
By risk category:
Pass	$218,231	98,984	14,669	11,894	343,778
Criticized	16,912	11,587	1,832	477	30,808
Total commercial loans (excluding PCI)	235,143	110,571	16,501	12,371	374,586
Total commercial PCI loans (carrying value)	215	1,856	433	—	2,504
Total commercial loans	$235,358	112,427	16,934	12,371	377,090

The following table provides past due information for commercial loans, which we monitor as part of our credit risk management practices.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2014
By delinquency status:
Current-29 DPD and still accruing	$270,624	109,032	18,345	12,251	410,252
30-89 DPD and still accruing	527	197	25	32	781
90+ DPD and still accruing	31	16	—	—	47
Nonaccrual loans	538	1,490	187	24	2,239
Total commercial loans (excluding PCI)	271,720	110,735	18,557	12,307	413,319
Total commercial PCI loans (carrying value)	75	1,261	171	—	1,507
Total commercial loans	$271,795	111,996	18,728	12,307	414,826
December 31, 2013
By delinquency status:
Current-29 DPD and still accruing	$234,012	107,744	15,885	12,308	369,949
30-89 DPD and still accruing	345	538	103	33	1,019
90+ DPD and still accruing	11	35	97	—	143
Nonaccrual loans	775	2,254	416	30	3,475
Total commercial loans (excluding PCI)	235,143	110,571	16,501	12,371	374,586
Total commercial PCI loans (carrying value)	215	1,856	433	—	2,504
Total commercial loans	$235,358	112,427	16,934	12,371	377,090

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

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Automobile	Other revolving credit and installment	Total
December 31, 2014
By delinquency status:
Current-29 DPD	$208,642	58,182	30,356	54,365	35,356	386,901
30-59 DPD	2,415	398	239	1,056	180	4,288
60-89 DPD	993	220	160	235	111	1,719
90-119 DPD	488	158	136	78	82	942
120-179 DPD	610	194	227	5	21	1,057
180+ DPD	4,258	464	1	1	13	4,737
Government insured/guaranteed loans (1)	26,268	—	—	—	—	26,268
Total consumer loans (excluding PCI)	243,674	59,616	31,119	55,740	35,763	425,912
Total consumer PCI loans (carrying value)	21,712	101	—	—	—	21,813
Total consumer loans	$265,386	59,717	31,119	55,740	35,763	447,725
December 31, 2013
By delinquency status:
Current-29 DPD	$193,371	64,230	26,218	49,699	31,944	365,462
30-59 DPD	2,784	461	201	852	179	4,477
60-89 DPD	1,157	253	143	186	111	1,850
90-119 DPD	587	182	124	66	76	1,035
120-179 DPD	747	216	195	4	20	1,182
180+ DPD	5,024	485	1	1	7	5,518
Government insured/guaranteed loans (1)	30,737	—	—	—	10,712	41,449
Total consumer loans (excluding PCI)	234,407	65,827	26,882	50,808	43,049	420,973
Total consumer PCI loans (carrying value)	24,100	123	—	—	—	24,223
Total consumer loans	$258,507	65,950	26,882	50,808	43,049	445,196

(1)
Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA and student loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP). Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $16.2 billion at December 31, 2014, compared with $20.8 billion at December 31, 2013. On June 30, 2014, we transferred all government guaranteed student loans to loans held for sale. Student loans 90+ DPD totaled $900 million at December 31, 2013.

Of the $6.7 billion of consumer loans not government insured/guaranteed that are 90 days or more past due at December 31, 2014, $873 million was accruing, compared with $7.7 billion past due and $902 million accruing at December 31, 2013.
Real estate 1-4 family first mortgage loans 180 days or more past due totaled $4.3 billion, or 1.7% of total first mortgages (excluding PCI), at December 31, 2014, compared with $5.0 billion, or 2.1%, at December 31, 2013.
The following table provides a breakdown of our consumer portfolio by updated FICO. We obtain FICO scores at loan origination and the scores are updated at least quarterly. The majority of our portfolio is underwritten with a FICO score of 680 and above. FICO is not available for certain loan types and may not be obtained if we deem it unnecessary due to strong collateral and other borrower attributes, primarily security-based loans of $5.9 billion at December 31, 2014, and $5.0 billion at December 31, 2013.

Note 6: Loans and Allowance for Credit Losses (continued)

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Automobile	Other revolving credit and installment	Total
December 31, 2014
By updated FICO:
< 600	$11,166	4,001	2,639	8,825	894	27,525
600-639	7,866	2,794	2,588	6,236	1,058	20,542
640-679	13,894	5,324	4,931	9,352	2,366	35,867
680-719	24,412	8,970	6,285	9,994	4,389	54,050
720-759	35,490	12,171	6,407	7,475	5,896	67,439
760-799	82,123	17,897	5,234	7,315	7,673	120,242
800+	39,219	7,581	2,758	6,184	5,819	61,561
No FICO available	3,236	878	277	359	1,814	6,564
FICO not required	—	—	—	—	5,854	5,854
Government insured/guaranteed loans (1)	26,268	—	—	—	—	26,268
Total consumer loans (excluding PCI)	243,674	59,616	31,119	55,740	35,763	425,912
Total consumer PCI loans (carrying value)	21,712	101	—	—	—	21,813
Total consumer loans	$265,386	59,717	31,119	55,740	35,763	447,725
December 31, 2013
By updated FICO:
< 600	$14,128	5,047	2,404	8,400	956	30,935
600-639	9,029	3,247	2,175	5,925	1,015	21,391
640-679	14,918	5,985	4,176	8,827	2,158	36,064
680-719	24,336	10,043	5,398	8,992	3,917	52,686
720-759	32,991	13,581	5,530	6,546	5,264	63,912
760-799	72,062	19,238	4,535	6,313	6,836	108,984
800+	33,310	7,707	2,409	5,397	5,130	53,953
No FICO available	2,896	979	255	408	2,054	6,592
FICO not required	—	—	—	—	5,007	5,007
Government insured/guaranteed loans (1)	30,737	—	—	—	10,712	41,449
Total consumer loans (excluding PCI)	234,407	65,827	26,882	50,808	43,049	420,973
Total consumer PCI loans (carrying value)	24,100	123	—	—	—	24,223
Total consumer loans	$258,507	65,950	26,882	50,808	43,049	445,196

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

	December 31, 2014			December 31, 2013
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$95,719	15,603	111,322	74,047	13,645	87,692
60.01-80%	86,112	17,651	103,763	80,187	17,154	97,341
80.01-100%	25,170	14,004	39,174	30,842	16,273	47,115
100.01-120% (1)	6,133	7,254	13,387	10,678	9,992	20,670
> 120% (1)	2,856	4,058	6,914	6,306	7,369	13,675
No LTV/CLTV available	1,416	1,046	2,462	1,610	1,394	3,004
Government insured/guaranteed loans (2)	26,268	—	26,268	30,737	—	30,737
Total consumer loans (excluding PCI)	243,674	59,616	303,290	234,407	65,827	300,234
Total consumer PCI loans (carrying value)	21,712	101	21,813	24,100	123	24,223
Total consumer loans	$265,386	59,717	325,103	258,507	65,950	324,457

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

NONACCRUAL LOANS The following table provides loans on nonaccrual status. PCI loans are excluded from this table because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.

	Dec 31,	Dec 31,
(in millions)	2014	2013
Commercial:
Commercial and industrial	$538	775
Real estate mortgage	1,490	2,254
Real estate construction	187	416
Lease financing	24	30
Total commercial (1)	2,239	3,475
Consumer:
Real estate 1-4 family first mortgage (2)	8,583	9,799
Real estate 1-4 family junior lien mortgage	1,848	2,188
Automobile	137	173
Other revolving credit and installment	41	33
Total consumer	10,609	12,193
Total nonaccrual loans (excluding PCI)	$12,848	15,668

(1)	Includes LHFS of $1 million at December 31, 2014 and December 31, 2013.

(2)	Includes MHFS of $177 million and $227 million at December 31, 2014, and December 31, 2013, respectively.

LOANS IN PROCESS OF FORECLOSURE Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $12.7 billion and $17.3 billion at December 31, 2014 and December 31, 2013, respectively, which included $6.6 billion and $10.0 billion, respectively, of loans that are government insured/guaranteed. We commence the foreclosure process on consumer real estate loans when a borrower becomes 120 days delinquent in accordance with Consumer Finance Protection Bureau Guidelines. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state's courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law.

Note 6: Loans and Allowance for Credit Losses (continued)

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING   Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1‑4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $3.7 billion at December 31, 2014, and $4.5 billion at December 31, 2013, are not included in these past due and still accruing loans even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.
The following table shows non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.

	Dec 31,	Dec 31,
(in millions)	2014	2013
Loan 90 days or more past due and still accruing:
Total (excluding PCI):	$17,810	23,219
Less: FHA insured/VA guaranteed (1)(2)	16,827	21,274
Less: Student loans guaranteed under the FFELP (3)	63	900
Total, not government insured/guaranteed	$920	1,045
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$31	11
Real estate mortgage	16	35
Real estate construction	—	97
Total commercial	47	143
Consumer:
Real estate 1-4 family first mortgage (2)	260	354
Real estate 1-4 family junior lien mortgage (2)	83	86
Credit card	364	321
Automobile	73	55
Other revolving credit and installment	93	86
Total consumer	873	902
Total, not government insured/guaranteed	$920	1,045

(1)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(2)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

(3)
Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. At the end of second quarter 2014, all government guaranteed student loans were transferred to loans held for sale.

IMPAIRED LOANS  The table below summarizes key information for impaired loans. Our impaired loans predominantly include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans generally have estimated losses which are included in the allowance for credit losses. We have impaired loans with no allowance for credit losses when loss content has been previously recognized through charge-offs and we do not anticipate additional charge-offs or losses, or certain loans are currently performing in accordance with their terms and for which no loss has been estimated. Impaired loans exclude PCI loans. The table below includes trial modifications that totaled $452 million at December 31, 2014, and $650 million at December 31, 2013.
For additional information on our impaired loans and allowance for credit losses, see Note 1 (Summary of Significant Accounting Policies).

		Recorded investment
(in millions)	Unpaid principal balance (1)	Impaired loans	Impaired loans with related allowance for credit losses	Related allowance for credit losses
December 31, 2014
Commercial:
Commercial and industrial	$1,524	926	757	240
Real estate mortgage	3,190	2,483	2,405	591
Real estate construction	491	331	308	45
Lease financing	33	19	19	8
Total commercial	5,238	3,759	3,489	884
Consumer:
Real estate 1-4 family first mortgage	21,324	18,600	12,433	2,322
Real estate 1-4 family junior lien mortgage	3,094	2,534	2,009	653
Credit card	338	338	338	98
Automobile	190	127	55	8
Other revolving credit and installment	60	50	42	5
Total consumer (2)	25,006	21,649	14,877	3,086
Total impaired loans (excluding PCI)	$30,244	25,408	18,366	3,970
December 31, 2013
Commercial:
Commercial and industrial	$2,060	1,311	1,061	228
Real estate mortgage	4,269	3,375	3,264	819
Real estate construction	946	615	589	101
Lease financing	71	33	33	8
Total commercial	7,346	5,334	4,947	1,156
Consumer:
Real estate 1-4 family first mortgage	22,450	19,500	13,896	3,026
Real estate 1-4 family junior lien mortgage	3,130	2,582	2,092	681
Credit card	431	431	431	132
Automobile	245	189	95	11
Other revolving credit and installment	44	34	27	3
Total consumer (2)	26,300	22,736	16,541	3,853
Total impaired loans (excluding PCI)	$33,646	28,070	21,488	5,009

(1)	Excludes the unpaid principal balance for loans that have been fully charged off or otherwise have zero recorded investment.

(2)
Years ended December 31, 2014 and 2013, include the recorded investment of $2.1 billion and $2.5 billion, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and generally do not have an allowance.

Note 6: Loans and Allowance for Credit Losses (continued)

Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $341 million and $407 million at December 31, 2014 and 2013, respectively.

The following tables provide the average recorded investment in impaired loans and the amount of interest income recognized on impaired loans by portfolio segment and class.

	Year ended December 31,
	2014		2013		2012
(in millions)	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income
Commercial:
Commercial and industrial	$1,089	77	1,508	94	2,317	112
Real estate mortgage	2,924	150	3,842	141	4,821	119
Real estate construction	457	39	966	35	1,818	61
Lease financing	28	—	38	1	57	1
Total commercial	4,498	266	6,354	271	9,013	293
Consumer:
Real estate 1-4 family first mortgage	19,086	934	19,419	973	15,750	803
Real estate 1-4 family junior lien mortgage	2,547	142	2,498	143	2,193	80
Credit card	381	46	480	57	572	63
Automobile	154	18	232	29	299	42
Other revolving credit and installment	39	4	30	3	25	2
Total consumer	22,207	1,144	22,659	1,205	18,839	990
Total impaired loans (excluding PCI)	$26,705	1,410	29,013	1,476	27,852	1,283

	Year ended December 31,
(in millions)	2014	2013	2012
Average recorded investment in impaired loans	$26,705	29,013	27,852
Interest income:
Cash basis of accounting	$435	426	316
Other (1)	975	1,050	967
Total interest income	$1,410	1,476	1,283

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
We may require some consumer borrowers experiencing financial difficulty to make trial payments generally for a period of three to four months, according to the terms of a planned permanent modification, to determine if they can perform according to those terms. These arrangements represent trial modifications, which we classify and account for as TDRs. While loans are in trial payment programs, their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms. The planned modifications for these arrangements predominantly involve interest rate reductions or other interest rate concessions; however, the exact concession type and resulting financial effect are usually not finalized and do not take effect until the loan is permanently modified. The trial period terms are developed in accordance with our proprietary programs or the U.S. Treasury’s Making Homes Affordable programs for real estate 1-4 family first lien (i.e. Home Affordable Modification Program – HAMP) and junior lien (i.e. Second Lien Modification Program – 2MP) mortgage loans.

At December 31, 2014, the loans in trial modification period were $149 million under HAMP, $34 million under 2MP and $269 million under proprietary programs, compared with $253 million, $45 million and $352 million at December 31, 2013, respectively. Trial modifications with a recorded investment of $167 million at December 31, 2014, and $286 million at December 31, 2013, were accruing loans and $285 million and $364 million, respectively, were nonaccruing loans. Our experience is that substantially all of the mortgages that enter a trial payment period program are successful in completing the program requirements and are then permanently modified at the end of the trial period. Our allowance process considers the impact of those modifications that are probable to occur.
The following table summarizes our TDR modifications for the periods presented by primary modification type and includes the financial effects of these modifications. For those loans that modify more than once, the table reflects each modification that occurred during the period.

Note 6: Loans and Allowance for Credit Losses (continued)

	Primary modification type (1)				Financial effects of modifications
(in millions)	Principal (2)	Interest rate reduction	Other concessions (3)	Total	Charge- offs (4)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction (5)
Year ended December 31, 2014
Commercial:
Commercial and industrial	$4	51	914	969	36	1.53%	$51
Real estate mortgage	7	182	929	1,118	—	1.21	182
Real estate construction	—	10	270	280	—	2.12	10
Total commercial	11	243	2,113	2,367	36	1.32	243
Consumer:
Real estate 1-4 family first mortgage	571	401	2,690	3,662	92	2.50	833
Real estate 1-4 family junior lien mortgage	50	114	246	410	64	3.27	157
Credit card	—	155	—	155	—	11.40	155
Automobile	2	5	85	92	36	8.56	5
Other revolving credit and installment	—	12	16	28	—	5.26	12
Trial modifications (6)	—	—	(74)	(74)	—	—	—
Total consumer	623	687	2,963	4,273	192	3.84	1,162
Total	$634	930	5,076	6,640	228	3.41%	$1,405
Year ended December 31, 2013
Commercial:
Commercial and industrial	$19	177	1,081	1,277	17	4.71%	$177
Real estate mortgage	33	307	1,391	1,731	8	1.66	308
Real estate construction	—	12	381	393	4	1.07	12
Total commercial	52	496	2,853	3,401	29	2.72	497
Consumer:
Real estate 1-4 family first mortgage	1,143	1,170	3,681	5,994	233	2.64	2,019
Real estate 1-4 family junior lien mortgage	103	181	472	756	42	3.33	276
Credit card	—	182	—	182	—	10.38	182
Automobile	3	12	97	112	34	7.66	12
Other revolving credit and installment	—	10	12	22	—	4.87	10
Trial modifications (6)	—	—	50	50	—	—	—
Total consumer	1,249	1,555	4,312	7,116	309	3.31	2,499
Total	$1,301	2,051	7,165	10,517	338	3.21%	$2,996
Year ended December 31, 2012
Commercial:
Commercial and industrial	$11	35	1,389	1,435	40	1.60%	$38
Real estate mortgage	47	219	1,907	2,173	12	1.57	226
Real estate construction	12	19	531	562	10	1.69	19
Lease financing	—	—	4	4	—	—	—
Total commercial	70	273	3,831	4,174	62	1.58	283
Consumer:
Real estate 1-4 family first mortgage	1,371	1,302	5,822	8,495	547	3.00	2,379
Real estate 1-4 family junior lien mortgage	79	244	756	1,079	512	3.70	313
Credit card	—	241	—	241	—	10.85	241
Automobile	5	54	265	324	50	6.90	56
Other revolving credit and installment	—	1	22	23	5	4.29	2
Trial modifications (6)	—	—	666	666	—	—	—
Total consumer	1,455	1,842	7,531	10,828	1,114	3.78	2,991
Total	$1,525	2,115	11,362	15,002	1,176	3.59%	$3,274

(1)
Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $2.1 billion, $3.1 billion and $3.9 billion, for the years ended December 31, 2014, 2013, and 2012, respectively.

(2)
Principal modifications include principal forgiveness at the time of the modification, contingent principal forgiveness granted over the life of the loan based on borrower performance, and principal that has been legally separated and deferred to the end of the loan, with a zero percent contractual interest rate.

(3)
Other concessions include loan renewals, term extensions and other interest and noninterest adjustments, but exclude modifications that also forgive principal and/or reduce the contractual interest rate.

(4)
Charge-offs include write-downs of the investment in the loan in the period it is contractually modified. The amount of charge-off will differ from the modification terms if the loan has been charged down prior to the modification based on our policies. In addition, there may be cases where we have a charge-off/down with no legal principal modification. Modifications resulted in legally forgiving principal (actual, contingent or deferred) of $149 million, $393 million and $495 million for the years ended December 31, 2014, 2013, and 2012, respectively.

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

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2014	2013	2012
Commercial:
Commercial and industrial	$62	235	379
Real estate mortgage	117	303	579
Real estate construction	4	70	261
Lease financing	—	—	1
Total commercial	183	608	1,220
Consumer:
Real estate 1-4 family first mortgage	334	370	567
Real estate 1-4 family junior lien mortgage	29	34	55
Credit card	51	59	94
Automobile	14	18	55
Other revolving credit and installment	2	1	1
Total consumer	430	482	772
Total	$613	1,090	1,992

Purchased Credit-Impaired Loans
Substantially all of our PCI loans were acquired from Wachovia on December 31, 2008, at which time we acquired commercial and consumer loans with a carrying value of $18.7 billion and $40.1 billion, respectively. The unpaid principal balance on December 31, 2008 was $98.2 billion for the total of commercial and consumer PCI loans. The following table presents PCI loans net of any remaining purchase accounting adjustments. Real estate 1-4 family first mortgage PCI loans are predominantly Pick-a-Pay loans.

	Dec 31,	Dec 31,
(in millions)	2014	2013
Commercial:
Commercial and industrial	$75	215
Real estate mortgage	1,261	1,856
Real estate construction	171	433
Total commercial	1,507	2,504
Consumer:
Real estate 1-4 family first mortgage	21,712	24,100
Real estate 1-4 family junior lien mortgage	101	123
Total consumer	21,813	24,223
Total PCI loans (carrying value)	$23,320	26,727
Total PCI loans (unpaid principal balance)	$32,924	38,229

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

The change in the accretable yield related to PCI loans since the merger with Wachovia is presented in the following table.

(in millions)	2014	2013	2012	2009-2011
Total, beginning of period	$17,392	18,548	15,961	10,447
Addition of accretable yield due to acquisitions	—	1	3	128
Accretion into interest income (1)	(1,599)	(1,833)	(2,152)	(7,199)
Accretion into noninterest income due to sales (2)	(37)	(151)	(5)	(237)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	2,243	971	1,141	4,213
Changes in expected cash flows that do not affect nonaccretable difference (3)	(209)	(144)	3,600	8,609
Total, end of period	$17,790	17,392	18,548	15,961

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)
Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

PCI ALLOWANCE Based on our regular evaluation of estimates of cash flows expected to be collected, we may establish an allowance for a PCI loan or pool of loans, with a charge to income though the provision for losses. The following table summarizes the changes in allowance for PCI loan losses since the merger with Wachovia.

(in millions)	Commercial	Pick-a-Pay	Other consumer	Total
Balance, December 31, 2008	$—	—	—	—
Provision for loan losses	1,668	—	116	1,784
Charge-offs	(1,503)	—	(50)	(1,553)
Balance, December 31, 2011	165	—	66	231
Provision for loan losses	25	—	7	32
Charge-offs	(102)	—	(44)	(146)
Balance, December 31, 2012	88	—	29	117
Reversal of provision for loan losses	(52)	—	(16)	(68)
Charge-offs	(10)	—	(9)	(19)
Balance, December 31, 2013	26	—	4	30
Reversal of provision for loan losses	(12)	—	(3)	(15)
Charge-offs	(3)	—	(1)	(4)
Balance, December 31, 2014	$11	—	—	11

COMMERCIAL PCI CREDIT QUALITY INDICATORS The following table provides a breakdown of commercial PCI loans by risk category.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2014
By risk category:
Pass	$21	783	118	922
Criticized	54	478	53	585
Total commercial PCI loans	$75	1,261	171	1,507
December 31, 2013
By risk category:
Pass	$118	324	160	602
Criticized	97	1,532	273	1,902
Total commercial PCI loans	$215	1,856	433	2,504

Note 6: Loans and Allowance for Credit Losses (continued)

The following table provides past due information for commercial PCI loans.

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2014
By delinquency status:
Current-29 DPD and still accruing	$75	1,135	161	1,371
30-89 DPD and still accruing	—	48	5	53
90+ DPD and still accruing	—	78	5	83
Total commercial PCI loans	$75	1,261	171	1,507
December 31, 2013
By delinquency status:
Current-29 DPD and still accruing	$210	1,684	355	2,249
30-89 DPD and still accruing	5	41	2	48
90+ DPD and still accruing	—	131	76	207
Total commercial PCI loans	$215	1,856	433	2,504

CONSUMER PCI CREDIT QUALITY INDICATORS  Our consumer PCI loans were aggregated into several pools of loans at acquisition. Below, we have provided credit quality indicators based on the unpaid principal balance (adjusted for write-

downs) of the individual loans included in the pool, but we have not allocated the remaining purchase accounting adjustments, which were established at a pool level. The following table provides the delinquency status of consumer PCI loans.

	December 31, 2014			December 31, 2013
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By delinquency status:
Current-29 DPD and still accruing	$19,236	168	19,404	20,712	171	20,883
30-59 DPD and still accruing	1,987	7	1,994	2,185	8	2,193
60-89 DPD and still accruing	1,051	3	1,054	1,164	4	1,168
90-119 DPD and still accruing	402	2	404	457	2	459
120-179 DPD and still accruing	440	3	443	517	4	521
180+ DPD and still accruing	3,654	83	3,737	4,291	95	4,386
Total consumer PCI loans (adjusted unpaid principal balance)	$26,770	266	27,036	29,326	284	29,610
Total consumer PCI loans (carrying value)	$21,712	101	21,813	24,100	123	24,223

The following table provides FICO scores for consumer PCI loans.

	December 31, 2014			December 31, 2013
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By FICO:
< 600	$7,708	75	7,783	9,933	101	10,034
600-639	5,416	53	5,469	6,029	60	6,089
640-679	6,718	69	6,787	6,789	70	6,859
680-719	4,008	39	4,047	3,732	35	3,767
720-759	1,728	13	1,741	1,662	11	1,673
760-799	875	6	881	865	5	870
800+	220	1	221	198	1	199
No FICO available	97	10	107	118	1	119
Total consumer PCI loans (adjusted unpaid principal balance)	$26,770	266	27,036	29,326	284	29,610
Total consumer PCI loans (carrying value)	$21,712	101	21,813	24,100	123	24,223

The following table shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV for real estate 1-4 family junior lien mortgages.

	December 31, 2014			December 31, 2013
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$4,309	34	4,343	2,501	32	2,533
60.01-80%	11,264	71	11,335	8,541	42	8,583
80.01-100%	7,751	92	7,843	10,366	88	10,454
100.01-120% (1)	2,437	44	2,481	4,677	67	4,744
> 120% (1)	1,000	24	1,024	3,232	54	3,286
No LTV/CLTV available	9	1	10	9	1	10
Total consumer PCI loans (adjusted unpaid principal balance)	$26,770	266	27,036	29,326	284	29,610
Total consumer PCI loans (carrying value)	$21,712	101	21,813	24,100	123	24,223

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

Note 7: Premises, Equipment, Lease Commitments and Other Assets

	Dec 31,	Dec 31,
(in millions)	2014	2013
Land	$1,748	1,759
Buildings	8,155	7,931
Furniture and equipment	7,215	7,517
Leasehold improvements	2,009	1,939
Premises and equipment leased under capital leases	79	82
Total premises and equipment	19,206	19,228
Less: Accumulated depreciation and amortization	10,463	10,072
Net book value, premises and equipment	$8,743	9,156

Depreciation and amortization expense for premises and equipment was $1.2 billion, $1.2 billion and $1.3 billion in 2014, 2013 and 2012, respectively.
Dispositions of premises and equipment, included in noninterest expense, resulted in a net gain of $28 million in 2014, a net loss of $15 million in 2013 and a net gain of $7 million in 2012.
We have obligations under a number of noncancelable operating leases for premises and equipment. The leases predominantly expire over the next 15 years, with the longest expiring in 2105, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. The following table provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2014.

(in millions)	Operating leases	Capital leases
Year ended December 31,
2015	$1,148	2
2016	1,033	2
2017	904	3
2018	777	3
2019	672	3
Thereafter	2,521	9
Total minimum lease payments	$7,055	22
Executory costs		$(8)
Amounts representing interest		(5)
Present value of net minimum lease payments		$9

Operating lease rental expense (predominantly for premises), net of rental income, was $1.3 billion, $1.3 billion and $1.1 billion in 2014, 2013 and 2012, respectively.
The components of other assets were:

	Dec 31,	Dec 31,
(in millions)	2014	2013
Nonmarketable equity investments:
Cost method:
Private equity and other	$2,300	2,308
Federal bank stock	4,733	4,670
Total cost method	7,033	6,978
Equity method:
LIHTC investments (1)	7,278	6,209
Private equity and other	5,132	5,782
Total equity method	12,410	11,991
Fair value (2)	2,512	1,386
Total nonmarketable equity investments	21,955	20,355
Corporate/bank-owned life insurance	18,982	18,738
Accounts receivable (3)	27,151	21,422
Interest receivable	4,871	5,019
Core deposit intangibles	3,561	4,674
Customer relationship and other amortized intangibles	857	1,084
Foreclosed assets:
Residential real estate:
Government insured/guaranteed (3)	982	2,093
Non-government insured/guaranteed	671	814
Non-residential real estate	956	1,030
Operating lease assets	2,714	2,047
Due from customers on acceptances	201	279
Other (4)	16,156	8,787
Total other assets	$99,057	86,342

(1)	Represents low income housing tax credit investments.

(2)	Represents nonmarketable equity investments for which we have elected the fair value option. See Note 17 (Fair Values of Assets and Liabilities) for additional information.

(3)
Upon adoption of ASU 2014-14, Classification of Certain Government-Guaranteed mortgage Loans Upon Foreclosure, certain government guaranteed residential real estate mortgage loans upon foreclosure are included in Accounts Receivable. Previously, these assets were included in government insured/guaranteed residential real estate foreclosed assets. This guidance was adopted during fourth quarter 2014, effective as of January 1, 2014. For more information on the classification of certain government-guaranteed mortgage loans upon foreclosure, see Note 1 (Summary of Significant Accounting Policies).

(4)
Includes derivatives designated as hedging instruments, free-standing derivatives (economic hedges), and derivative loan commitments, which are carried at fair value. See Note 16 (Derivatives) for additional information.

Income (expense) related to nonmarketable equity investments was:

	Year ended December 31,
(in millions)	2014	2013	2012
Net realized gains from nonmarketable equity investments	$1,479	1,158	1,086
All other	(741)	(287)	(185)
Total	$738	871	901

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

Note 8: Securitizations and Variable Interest Entities (continued)

The classifications of assets and liabilities in our balance sheet associated with our transactions with VIEs follow:

(in millions)	VIEs that we do not consolidate	VIEs that we consolidate		Transfers that we account for as secured borrowings	Total
December 31, 2014
Cash	$—	117		4	121
Trading assets	2,165	—		204	2,369
Investment securities (1)	18,271	875		4,592	23,738
Mortgages held for sale	—	—		—	—
Loans	13,195	4,509		5,280	22,984
Mortgage servicing rights	12,562	—		—	12,562
Other assets	7,456	316		52	7,824
Total assets	53,649	5,817		10,132	69,598
Short-term borrowings	—	—		3,141	3,141
Accrued expenses and other liabilities	848	49	(2)	1	898
Long-term debt	2,585	1,628	(2)	4,990	9,203
Total liabilities	3,433	1,677		8,132	13,242
Noncontrolling interests	—	103		—	103
Net assets	$50,216	4,037		2,000	56,253
December 31, 2013
Cash	$—	165		7	172
Trading assets	1,206	162		193	1,561
Investment securities (1)	18,795	1,352		8,976	29,123
Mortgages held for sale	—	38		—	38
Loans	7,652	6,058		6,021	19,731
Mortgage servicing rights (3)	15,281	—		—	15,281
Other assets	6,151	347		110	6,608
Total assets	49,085	8,122		15,307	72,514
Short-term borrowings	—	29		7,871	7,900
Accrued expenses and other liabilities (3)	1,395	99	(2)	3	1,497
Long-term debt (3)	2,109	2,356	(2)	5,673	10,138
Total liabilities	3,504	2,484		13,547	19,535
Noncontrolling interests	—	5		—	5
Net assets	$45,581	5,633		1,760	52,974

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.

(2)
Includes the following VIE liabilities at December 31, 2014 and 2013, respectively, with recourse to the general credit of Wells Fargo: Accrued expenses and other liabilities, $0 million and $9 million; and Long-term debt, $0 million and $29 million.

(3)
Amounts have been revised for "VIEs that we do not consolidate" to include assets and liabilities related to certain commercial mortgage securitizations and to conform to the current year presentation of long-term debt.

Transactions with Unconsolidated VIEs
Our transactions with VIEs include securitizations of residential mortgage loans, CRE loans, student loans, auto loans and leases and dealer floorplan loans; investment and financing activities involving collateralized debt obligations (CDOs) backed by asset-backed and CRE securities, collateralized loan obligations (CLOs) backed by corporate loans, and other types of structured financing. We have various forms of involvement with VIEs, including servicing, holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. Involvements with these unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, investment securities, loans, MSRs, other assets and other liabilities, as appropriate.
The following tables provide a summary of unconsolidated VIEs with which we have significant continuing involvement, but we are not the primary beneficiary. We do not consider our continuing involvement in an unconsolidated VIE to be significant when it relates to third-party sponsored VIEs for which we were not the transferor (unless we are servicer and have other significant forms of involvement) or if we were the sponsor only or sponsor and servicer but do not have any other forms of significant involvement.
Significant continuing involvement includes transactions where we were the sponsor or transferor and have other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or marketing of the transaction to investors. When we transfer assets to a VIE and account for the transfer as a sale, we are considered the transferor. We consider investments in securities (other than those held temporarily in trading), loans, guarantees, liquidity agreements, written options and servicing of collateral to be other forms of involvement that may be significant. We have excluded certain transactions with unconsolidated VIEs from the balances presented in the following table where we have determined that our continuing involvement is not significant due to the temporary nature and size of our variable interests, because we were not the transferor or because we were not involved in the design of the unconsolidated VIEs. We also exclude from the table secured borrowing transactions with unconsolidated VIEs (for information on these transactions, see the Transactions with Consolidated VIEs and Secured Borrowings section in this Note).

		Carrying value - asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2014
Residential mortgage loan securitizations:
Conforming (2)	$1,268,200	2,846	11,684	—	(581)	13,949
Other/nonconforming	32,213	1,644	209	—	(8)	1,845
Commercial mortgage securitizations	196,510	8,756	650	251	(32)	9,625
Collateralized debt obligations:
Debt securities	5,039	11	—	163	(105)	69
Loans (4)	5,347	5,221	—	—	—	5,221
Asset-based finance structures	18,954	13,044	—	(71)	—	12,973
Tax credit structures	22,859	7,809	—	—	(2,585)	5,224
Collateralized loan obligations	1,251	518	—	—	—	518
Investment funds	2,764	49	—	—	—	49
Other (5)	12,912	747	19	(18)	(5)	743
Total	$1,566,049	40,645	12,562	325	(3,316)	50,216
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
Residential mortgage loan securitizations:
Conforming		$2,846	11,684	—	2,507	17,037
Other/nonconforming		1,644	209	—	345	2,198
Commercial mortgage securitizations		8,756	650	251	5,715	15,372
Collateralized debt obligations:
Debt securities		11	—	163	105	279
Loans (4)		5,221	—	—	—	5,221
Asset-based finance structures		13,044	—	89	656	13,789
Tax credit structures		7,809	—	—	725	8,534
Collateralized loan obligations		518	—	—	38	556
Investment funds		49	—	—	—	49
Other (5)		747	19	150	156	1,072
Total		$40,645	12,562	653	10,247	64,107

(continued on following page)

Note 8: Securitizations and Variable Interest Entities (continued)

(continued from previous page)

		Carrying value - asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2013
Residential mortgage loan securitizations:
Conforming (2)	$1,314,285	2,721	14,253	—	(745)	16,229
Other/nonconforming	38,330	1,739	258	—	(26)	1,971
Commercial mortgage securitizations (3)	202,700	7,627	747	209	(40)	8,543
Collateralized debt obligations:
Debt securities	6,730	37	—	214	(130)	121
Loans (4)	6,021	5,888	—	—	—	5,888
Asset-based finance structures	11,415	6,857	—	(84)	—	6,773
Tax credit structures	23,112	6,455	—	—	(2,213)	4,242
Collateralized loan obligations	4,382	1,061	—	—	—	1,061
Investment funds	3,464	54	—	—	—	54
Other (5)	10,343	860	23	5	(189)	699
Total	$1,620,782	33,299	15,281	344	(3,343)	45,581
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
Residential mortgage loan securitizations:
Conforming		$2,721	14,253	—	2,287	19,261
Other/nonconforming		1,739	258	—	346	2,343
Commercial mortgage securitizations (3)		7,627	747	322	5,232	13,928
Collateralized debt obligations:
Debt securities		37	—	214	130	381
Loans (4)		5,888	—	—	—	5,888
Asset-based finance structures		6,857	—	84	1,665	8,606
Tax credit structures		6,455	—	—	626	7,081
Collateralized loan obligations		1,061	—	—	159	1,220
Investment funds		54	—	—	31	85
Other (5)		860	23	178	188	1,249
Total		$33,299	15,281	798	10,664	60,042

(1)
Includes total equity interests of $8.1 billion at December 31, 2014 and $6.9 billion at December 31, 2013. Also includes debt interests in the form of both loans and securities. Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(2)
Excludes assets and related liabilities with a recorded carrying value on our balance sheet of $1.7 billion and $2.1 billion at December 31, 2014 and 2013, respectively, for certain delinquent loans that are eligible for repurchase primarily from GNMA loan securitizations. The recorded carrying value represents the amount that would be payable if the Company was to exercise the repurchase option. The carrying amounts are excluded from the table because the loans eligible for repurchase do not represent interests in the VIEs.

(3)	December 31, 2013, has been revised to include certain commercial mortgage securitizations with FNMA and GNMA to conform with current period presentation.

(4)
Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest primarily in senior tranches from a diversified pool of primarily U.S. asset securitizations, of which all are current and 70% and 72% were rated as investment grade by the primary rating agencies at December 31, 2014 and 2013, respectively. These senior loans are accounted for at amortized cost and are subject to the Company’s allowance and credit charge-off policies.

(5)
Includes structured financing and credit-linked note structures. Also contains investments in auction rate securities (ARS) issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

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

RESIDENTIAL MORTGAGE LOANS  Residential mortgage loan securitizations are financed through the issuance of fixed-rate or floating-rate asset-backed securities, which are collateralized by the loans transferred to a VIE. We typically transfer loans we originated to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. We also may be exposed to limited liability related to recourse agreements and repurchase agreements we make to our issuers and purchasers, which are included in other commitments and guarantees. In certain instances, we may service residential mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. Our residential mortgage loan securitizations consist of conforming and nonconforming securitizations.
Conforming residential mortgage loan securitizations are those that are guaranteed by the government-sponsored entities (GSEs), including GNMA. Because of the power of the GSEs over the VIEs that hold the assets from these conforming residential mortgage loan securitizations, we do not consolidate them.
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

COMMERCIAL MORTGAGE LOAN SECURITIZATIONS Commercial mortgage loan securitizations are financed through the issuance of fixed or floating-rate asset-backed securities, which are collateralized by the loans transferred to the VIE. In a typical securitization, we may transfer loans we originate to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. In certain instances, we may service commercial mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. We typically serve as primary or master servicer of these VIEs. The primary or master servicer in a commercial mortgage loan securitization typically cannot make the most significant decisions impacting the performance of the VIE and therefore does not have power over the VIE. We do not consolidate the commercial mortgage loan securitizations included in the disclosure because we either do not have power or do not have a variable interest that could potentially be significant to the VIE.

COLLATERALIZED DEBT OBLIGATIONS (CDOs)  A CDO is a securitization where a VIE purchases a pool of assets consisting of asset-backed securities and issues multiple tranches of equity or notes to investors. In some CDOs, a portion of the assets are obtained synthetically through the use of derivatives such as credit default swaps or total return swaps.
In addition to our role as arranger we may have other forms of involvement with these CDOs. Such involvement may include acting as liquidity provider, derivative counterparty, secondary market maker or investor. For certain CDOs, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer.

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
In fourth quarter 2014, we sold $8.3 billion of government guaranteed student loans, including the rights to service the loans, to a third party, resulting in a $217 million gain. In connection with the sale, we provided $6.5 billion in floating-rate loan financing to an asset backed financing entity (VIE) formed by the third party purchaser. Our financing, which is fully collateralized by government guaranteed student loans, is measured at amortized cost and classified in loans on the balance sheet. The collateral supporting our loan includes a portion of the student loans we sold. We are not the primary beneficiary of the VIE and, therefore, are not required to consolidate the entity as we do not have power over the significant activities of the entity. For information on the estimated fair value of the loan and related sensitivity analysis, see the Retained Interests from Unconsolidated VIEs section in this Note.
In addition, we also have investments in asset-backed securities that are collateralized by auto leases or loans and cash. These fixed-rate and variable-rate securities have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by VIEs that have been formed by third party auto financing institutions primarily because they require a source of liquidity

Note 8: Securitizations and Variable Interest Entities (continued)

to fund ongoing vehicle sales operations. The third party auto financing institutions manage the collateral in the VIEs, which is indicative of power in them and we therefore do not consolidate these VIEs.

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

OTHER TRANSACTIONS WITH VIEs  Auction rate securities (ARS) are debt instruments with long-term maturities, which re-price more frequently, and preferred equities with no maturity. At December 31, 2014, we held in our available-for-sale securities portfolio $567 million of ARS issued by VIEs compared with $653 million at December 31, 2013. We acquired the ARS pursuant to agreements entered into in 2008 and 2009.
We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.

TRUST PREFERRED SECURITIES  VIEs that we wholly own issue debt securities or preferred equity to third party investors. All of the proceeds of the issuance are invested in debt securities or preferred equity that we issue to the VIEs. The VIEs’

operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us, even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. In our consolidated balance sheet at December 31, 2014 and December 31, 2013, we reported the debt securities issued to the VIEs as long-term junior subordinated debt with a carrying value of $2.1 billion and $1.9 billion, respectively, and the preferred equity securities issued to the VIEs as preferred stock with a carrying value of $2.5 billion at both dates. These amounts are in addition to the involvements in these VIEs included in the preceding table.
In 2013, we redeemed $2.8 billion of trust preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the Basel Committee recommendations known as the Basel III standards.

Securitization Activity Related to Unconsolidated VIEs
We use VIEs to securitize consumer and CRE loans and other types of financial assets. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in the VIEs. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these securitizations we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers. The following table presents the cash flows with our securitization trusts that were involved in transfers accounted for as sales.

	Year ended December 31,
	2014		2013		2012
(in millions)	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets
Sales proceeds from securitizations	$164,331	—	357,807	—	535,372	—
Fees from servicing rights retained	4,062	8	4,240	10	4,433	10
Cash flows from other interests held (1)	1,417	75	2,284	93	1,767	135
Purchases of delinquent assets	6	—	18	—	62	—
Servicing advances, net of repayments	(170)	—	(34)	—	226	—

(1)	Cash flows from other interests held include principal and interest payments received on retained bonds and excess cash flows received on interest-only strips.

In 2014, 2013, and 2012, we recognized net gains of $288 million, $149 million and $518 million, respectively, from transfers accounted for as sales of financial assets in securitizations. These net gains primarily relate to commercial mortgage securitizations and residential mortgage securitizations where the loans were not already carried at fair value.
Sales with continuing involvement during 2014, 2013 and 2012 predominantly related to securitizations of residential mortgages that are sold to the GSEs, including FNMA, FHLMC and GNMA (conforming residential mortgage securitizations). During 2014, 2013 and 2012 we transferred $155.8 billion, $343.9 billion and $517.3 billion respectively, in fair value of conforming residential mortgages to unconsolidated VIEs and recorded the transfers as sales. Substantially all of these transfers did not result in a gain or loss because the loans were already carried at fair value. In connection with all of these transfers, in 2014 we recorded a $1.2 billion servicing asset, measured at fair value using a Level 3 measurement technique, available-for-sale securities of $751 million, classified as Level 2, and a $44 million liability for repurchase losses which reflects management’s estimate of probable losses related to various representations and warranties for the loans transferred, initially measured at fair value. In 2013, we recorded a $3.5 billion servicing asset and a $143 million liability. In 2012, we recorded a $4.9 billion servicing asset and a $275 million liability.

We used the following key weighted-average assumptions to measure residential mortgage servicing rights at the date of securitization:

	Residential mortgage servicing rights
	2014	2013	2012
Year ended December 31,
Prepayment speed (1)	12.4%	11.2	13.4
Discount rate	7.6	7.3	7.3
Cost to service ($ per loan) (2)	$259	184	151

(1)
The prepayment speed assumption for residential mortgage servicing rights includes a blend of prepayment speeds and default rates. Prepayment speed assumptions are influenced by mortgage interest rate inputs as well as our estimation of drivers of borrower behavior.

(2)	Includes costs to service and unreimbursed foreclosure costs, which can vary period to period depending on the mix of modified government-guaranteed loans sold to GNMA.

During 2014, 2013 and 2012, we transferred $10.3 billion, $5.6 billion and $3.4 billion, respectively, in fair value of commercial mortgages to unconsolidated VIEs and recorded the transfers as sales. These transfers resulted in a gain of $198 million in 2014, $152 million in 2013 and $178 million in 2012, respectively, because the loans were carried at LOCOM. In connection with these transfers, in 2014 we recorded a servicing asset of $99 million, initially measured at fair value using a Level 3 measurement technique, and available-for-sale securities of $100 million, classified as Level 2. In 2013, we recorded a servicing asset of $20 million and available-for-sale securities of $54 million. In 2012, we recorded a servicing asset of $13 million and available-for-sale securities of $116 million.

Retained Interests from Unconsolidated VIEs
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

Note 8: Securitizations and Variable Interest Entities (continued)

		Other interests held
	Residential mortgage servicing rights (1)	Interest-only strips	Consumer	Commercial (2)
($ in millions, except cost to service amounts)			Subordinated bonds	Subordinated bonds	Senior bonds
Fair value of interests held at December 31, 2014	$12,738	117	36	294	546
Expected weighted-average life (in years)	5.7	3.9	5.5	2.9	6.2

Key economic assumptions:
Prepayment speed assumption (3)	12.5%	11.4	7.1
Decrease in fair value from:
10% adverse change	$738	2	—
25% adverse change	1,754	6	—

Discount rate assumption	7.6%	18.7	3.9	4.7	2.8
Decrease in fair value from:
100 basis point increase	$617	2	2	8	29
200 basis point increase	1,178	4	3	15	55

Cost to service assumption ($ per loan)	179
Decrease in fair value from:
10% adverse change	579
25% adverse change	1,433

Credit loss assumption			0.4%	4.1	—
Decrease in fair value from:
10% higher losses			$—	3	—
25% higher losses			—	10	—
Fair value of interests held at December 31, 2013	$15,580	135	39	283	587
Expected weighted-average life (in years)	6.4	3.8	5.9	3.6	6.3

Key economic assumptions:
Prepayment speed assumption (3)	10.7%	10.7	6.7
Decrease in fair value from:
10% adverse change	$864	3	—
25% adverse change	2,065	7	—

Discount rate assumption	7.8%	18.3	4.4	4.5	3.6
Decrease in fair value from:
100 basis point increase	$840	2	2	30	30
200 basis point increase	1,607	5	4	38	58

Cost to service assumption ($ per loan)	191
Decrease in fair value from:
10% adverse change	636
25% adverse change	1,591

Credit loss assumption			0.4%	14.2	—
Decrease in fair value from:
10% higher losses			$—	29	—
25% higher losses			—	39	1

(1)	See narrative following this table for a discussion of commercial mortgage servicing rights.

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

In addition to residential mortgage servicing rights (MSRs) included in the previous table, we have a small portfolio of commercial MSRs with a fair value of $1.6 billion at both December 31, 2014 and 2013. The nature of our commercial MSRs, which are carried at LOCOM, is different from our residential MSRs. Prepayment activity on serviced loans does not significantly impact the value of commercial MSRs because, unlike residential mortgages, commercial mortgages experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage. Additionally, for our commercial MSR portfolio, we are typically master/primary servicer, but not the special servicer, who is separately responsible for the servicing and workout of delinquent and foreclosed loans. It is the special servicer, similar to our role as servicer of residential mortgage loans, who is affected by higher servicing and foreclosure costs due to an increase in delinquent and foreclosed loans. Accordingly, prepayment speeds and costs to service are not key assumptions for commercial MSRs as they do not significantly impact the valuation. The primary economic driver impacting the fair value of our commercial MSRs is forward interest rates, which are derived from market observable yield curves used to price capital markets instruments. Market interest rates most significantly affect interest earned on custodial deposit balances. The sensitivity of the current fair value to an immediate adverse 25% change in the assumption about interest earned on deposit balances at December 31, 2014, and 2013, results in a decrease in fair value of $185 million and $175 million, respectively. See Note 9 (Mortgage Banking Activities) for further information on our commercial MSRs.
We also have a $6.5 billion loan to an unconsolidated third party VIE that we extended in fourth quarter 2014 in conjunction with our sale of government guaranteed student loans. The loan is carried at amortized cost and approximates fair value at December 31, 2014. The estimated fair value of the loan is considered a Level 3 measurement that is determined using discounted cash flows that are based on changes in the discount rate due to changes in the risk premium component

(credit spreads). The primary economic assumption impacting the fair value of our loan is the discount rate. Changes in the credit loss assumption are not expected to affect the estimated fair value of the loan due to the government guarantee of the underlying collateral. The sensitivity of the current fair value to an immediate adverse increase of 200 basis points in the risk premium component of the discount rate assumption is a decrease in fair value of $130 million at December 31, 2014. For more information on the student loan sale, see the discussion on Asset-Based Finance Structures earlier in this Note.
The sensitivities in the preceding paragraphs and table are hypothetical and caution should be exercised when relying on this data. Changes in value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in value may not be linear. Also, the effect of a variation in a particular assumption on the value of the other interests held is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in others (for example, changes in prepayment speed estimates could result in changes in the credit losses), which might magnify or counteract the sensitivities.

Off-Balance Sheet Loans
The following table presents information about the principal balances of off-balance sheet loans that were sold or securitized, including residential mortgage loans sold to FNMA, FHLMC, GNMA and other investors, for which we have some form of continuing involvement (primarily servicer). Delinquent loans include loans 90 days or more past due and loans in bankruptcy, regardless of delinquency status. For loans sold or securitized where servicing is our only form of continuing involvement, we would only experience a loss if we were required to repurchase a delinquent loan or foreclosed asset due to a breach in representations and warranties associated with our loan sale or servicing contracts.

					Net charge-offs
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended
	December 31,		December 31,		December 31,
(in millions)	2014	2013	2014	2013	2014	2013
Commercial:
Real estate mortgage	114,081	119,346	7,949	8,808	621	617
Total commercial	114,081	119,346	7,949	8,808	621	617
Consumer:
Real estate 1-4 family first mortgage (2)(3)	1,322,136	1,387,822	28,639	32,911	1,209	2,318
Real estate 1-4 family junior lien mortgage	1	1	—	—	—	—
Other revolving credit and installment	1,599	1,790	75	99	1	—
Total consumer	1,323,736	1,389,613	28,714	33,010	1,210	2,318
Total off-balance sheet sold or securitized loans (4)	$1,437,817	1,508,959	36,663	41,818	1,831	2,935

(1)	Includes $3.3 billion and $2.8 billion of commercial foreclosed assets and $2.7 billion and $3.9 billion of consumer foreclosed assets at December 31, 2014 and 2013, respectively.

(2)	Total loans in prior period have been revised to include whole loan sales for which we have some form of continuing involvement.

(3)
Delinquent loans and foreclosed assets in prior period have been revised to include whole loan sale delinquencies and transferred assets in foreclosure status for which we have risk of loss. The related net charge-offs have also been revised.

(4)
At December 31, 2014 and 2013, the table includes total loans of $1.3 trillion at both dates and delinquent loans of $16.5 billion and $17.9 billion, respectively for FNMA, FHLMC and GNMA. Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.

Note 8: Securitizations and Variable Interest Entities (continued)

Transactions with Consolidated VIEs and Secured Borrowings
The following table presents a summary of transfers of financial assets accounted for as secured borrowings and involvements with consolidated VIEs. “Assets” are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.” For VIEs that obtain exposure synthetically through derivative instruments, the remaining notional amount of the derivative is included in “Total VIE assets.” On our consolidated balance sheet, we separately disclose the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs.

		Carrying value
(in millions)	Total VIE assets	Assets	Liabilities	Noncontrolling interests	Net assets
December 31, 2014
Secured borrowings:
Municipal tender option bond securitizations	$5,422	4,837	(3,143)	—	1,694
Commercial real estate loans	250	250	(63)	—	187
Residential mortgage securitizations	4,804	5,045	(4,926)	—	119
Total secured borrowings	10,476	10,132	(8,132)	—	2,000
Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	5,041	4,491	(1,509)	—	2,982
Structured asset finance	47	47	(23)	—	24
Investment funds	904	904	(2)	—	902
Other	431	375	(143)	(103)	129
Total consolidated VIEs	6,423	5,817	(1,677)	(103)	4,037
Total secured borrowings and consolidated VIEs	$16,899	15,949	(9,809)	(103)	6,037
December 31, 2013
Secured borrowings:
Municipal tender option bond securitizations	$11,626	9,210	(7,874)	—	1,336
Commercial real estate loans	486	486	(277)	—	209
Residential mortgage securitizations	5,337	5,611	(5,396)	—	215
Total secured borrowings	17,449	15,307	(13,547)	—	1,760
Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	6,770	6,018	(2,214)	—	3,804
Structured asset finance	56	56	(18)	—	38
Investment funds	1,536	1,536	(70)	—	1,466
Other	582	512	(182)	(5)	325
Total consolidated VIEs	8,944	8,122	(2,484)	(5)	5,633
Total secured borrowings and consolidated VIEs	$26,393	$23,429	$(16,031)	$(5)	$7,393

In addition to the transactions included in the previous table, at both December 31, 2014, and December 31, 2013, we had approximately $6.0 billion of private placement debt financing issued through a consolidated VIE. The issuance is classified as long-term debt in our consolidated financial statements. At December 31, 2014, and December 31, 2013, we pledged approximately $637 million and $6.6 billion in loans (principal and interest eligible to be capitalized), $5.7 billion and $160 million in available-for-sale securities, and $0 million and $180 million in cash and cash equivalents to collateralize the VIE’s borrowings, respectively. These assets were not transferred to the VIE, and accordingly we have excluded the VIE from the previous table.
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

MUNICIPAL TENDER OPTION BOND SECURITIZATIONS  As part of our normal investment portfolio activities, we consolidate municipal bond trusts that hold highly rated, long-term, fixed-rate municipal bonds, the majority of which are rated AA or better. Our residual interests in these trusts generally allow us to capture the economics of owning the securities outright, and constructively make decisions that significantly impact the economic performance of the municipal bond vehicle, primarily by directing the sale of the municipal bonds owned by the vehicle. In addition, the residual interest owners have the right to receive benefits and bear losses that are proportional to owning the underlying municipal bonds in the trusts. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly or other basis to third-party investors. Under certain conditions, if we elect to terminate the trusts and withdraw the underlying assets, the third party investors are entitled to a small portion of any unrealized gain on the underlying assets. We may serve as remarketing agent and/or liquidity provider for the trusts. The floating-rate investors have the right to tender the certificates at specified dates, often with as little as seven days’ notice. Should we be unable to remarket the tendered certificates, we are generally obligated to purchase them at par under standby liquidity facilities unless the bond’s credit rating has declined below investment grade or there has been an event of default or bankruptcy of the issuer and insurer.

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

We apply the amortization method to commercial MSRs and apply the fair value method to residential MSRs. The changes in MSRs measured using the fair value method were:

	Year ended December 31,
(in millions)	2014	2013	2012
Fair value, beginning of year	$15,580	11,538	12,603
Servicing from securitizations or asset transfers (1)	1,196	3,469	5,182
Sales	(7)	(583)	(293)
Net additions	1,189	2,886	4,889
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (2)	(2,150)	4,362	(2,092)
Servicing and foreclosure costs (3)	(20)	(228)	(677)
Discount rates (4)	(55)	—	(397)
Prepayment estimates and other (5)	103	(736)	273
Net changes in valuation model inputs or assumptions	(2,122)	3,398	(2,893)
Other changes in fair value (6)	(1,909)	(2,242)	(3,061)
Total changes in fair value	(4,031)	1,156	(5,954)
Fair value, end of year	$12,738	15,580	11,538

(1)	The year ended December 31, 2012, includes $315 million residential MSRs transferred from amortized MSRs that we elected to carry at fair value effective January 1, 2012.

(2)	Includes prepayment speed changes as well as other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances).

(3)	Includes costs to service and unreimbursed foreclosure costs.

(4)	Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates.

(5)
Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior that occur independent of interest rate changes.

(6)	Represents changes due to collection/realization of expected cash flows over time.

The changes in amortized MSRs were:

	Year ended December 31,
(in millions)	2014	2013	2012
Balance, beginning of year	$1,229	1,160	1,445
Purchases	157	176	177
Servicing from securitizations or asset transfers (1)	110	147	(229)
Amortization	(254)	(254)	(233)
Balance, end of year	1,242	1,229	1,160
Valuation allowance:
Balance, beginning of year	—	—	(37)
Reversal of provision (provision) for MSRs in excess of fair value	—	—	37
Balance, end of year (2)	—	—	—
Amortized MSRs, net	$1,242	1,229	1,160
Fair value of amortized MSRs (3):
Beginning of year	$1,575	1,400	1,756
End of year	1,637	1,575	1,400

(1)
The year ended December 31, 2012, is net of $350 million ($313 million after valuation allowance) of residential MSRs that we elected to carry at fair value effective January 1, 2012. A cumulative adjustment of $2 million to fair value was recorded in retained earnings at January 1, 2012.

(2)
Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs. For the year ended December 31, 2012, a valuation allowance of $37 million for residential MSRs was reversed upon election to carry at fair value.

(3)	Represent commercial amortized MSRs.

We present the components of our managed servicing portfolio in the following table at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

	Dec 31,	Dec 31,
(in billions)	2014	2013
Residential mortgage servicing:
Serviced for others	$1,405	1,485
Owned loans serviced	342	338
Subserviced for others	5	6
Total residential servicing	1,752	1,829
Commercial mortgage servicing:
Serviced for others	456	419
Owned loans serviced	112	107
Subserviced for others	7	7
Total commercial servicing	575	533
Total managed servicing portfolio	$2,327	2,362
Total serviced for others	$1,861	1,904
Ratio of MSRs to related loans serviced for others	0.75%	0.88

The components of mortgage banking noninterest income were:

	Year ended December 31,
(in millions)	2014	2013	2012
Servicing income, net:
Servicing fees
Contractually specified servicing fees	$4,285	4,442	4,626
Late charges	203	216	257
Ancillary fees	319	343	342
Unreimbursed direct servicing costs (1)	(694)	(1,074)	(1,234)
Net servicing fees	4,113	3,927	3,991
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(2,122)	3,398	(2,893)
Other changes in fair value (3)	(1,909)	(2,242)	(3,061)
Total changes in fair value of MSRs carried at fair value	(4,031)	1,156	(5,954)
Amortization	(254)	(254)	(233)
Net derivative gains (losses) from economic hedges (4)	3,509	(2,909)	3,574
Total servicing income, net	3,337	1,920	1,378
Net gains on mortgage loan origination/sales activities	3,044	6,854	10,260
Total mortgage banking noninterest income	$6,381	8,774	11,638
Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$1,387	489	681

(1)	Primarily associated with foreclosure expenses and unreimbursed interest advances to investors.

(2)	Refer to the changes in fair value of MSRs table in this Note for more detail.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from economic hedges used to hedge the risk of changes in fair value of MSRs. See Note 16 (Derivatives Not Designated as Hedging Instruments) for additional discussion and detail.

Note 9:  Mortgage Banking Activities  (continued)

The table below summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated balance sheet and the provision for repurchase losses reduces net gains on mortgage loan origination/sales activities in "Mortgage banking" in our consolidated income statement. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs, the Federal Housing Finance Agency (FHFA), and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The Company reached settlements with both FHLMC and FNMA in 2013, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that is reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses in excess of our recorded liability was $973 million at December 31, 2014, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) utilized in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions.

	Year ended December 31,
(in millions)	2014	2013	2012
Balance, beginning of year	$899	2,206	1,326
Provision for repurchase losses:
Loan sales	44	143	275
Change in estimate (1)	(184)	285	1,665
Total additions (reductions)	(140)	428	1,940
Losses (2)	(144)	(1,735)	(1,060)
Balance, end of year	$615	899	2,206

(1)	Results from changes in investor demand, mortgage insurer practices, credit and the financial stability of correspondent lenders.

(2)
Year ended December 31, 2013, reflects $746 million and $508 million as a result of the settlements reached with FHLMC and FNMA, respectively, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.

Note 10: Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	December 31, 2014			December 31, 2013
(in millions)	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs (2)	$2,906	(1,664)	1,242	2,639	(1,410)	1,229
Core deposit intangibles	12,834	(9,273)	3,561	12,834	(8,160)	4,674
Customer relationship and other intangibles	3,179	(2,322)	857	3,145	(2,061)	1,084
Total amortized intangible assets	$18,919	(13,259)	5,660	18,618	(11,631)	6,987
Unamortized intangible assets:
MSRs (carried at fair value) (2)	$12,738			15,580
Goodwill	25,705			25,637
Trademark	14			14

(1)	Excludes fully amortized intangible assets.

(2)	See Note 9 (Mortgage Banking Activities) for additional information on MSRs.

The following table provides the current year and estimated future amortization expense for amortized intangible assets. We based our projections of amortization expense shown below on existing asset balances at December 31, 2014. Future amortization expense may vary from these projections.

(in millions)	Amortized MSRs	Core deposit intangibles	Customer relationship and other intangibles	Total
Year ended December 31, 2014 (actual)	$254	1,113	261	1,628
Estimate for year ended December 31,
2015	$240	1,022	225	1,487
2016	202	919	211	1,332
2017	160	851	197	1,208
2018	129	769	187	1,085
2019	113	—	12	125

For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. At the time we acquire a business, we allocate goodwill to applicable reporting units based on their relative fair value, and if we have a significant business reorganization, we may reallocate the goodwill. See Note 24 (Operating Segments) for further information on management reporting.
The following table shows the allocation of goodwill to our reportable operating segments for purposes of goodwill impairment testing.

(in millions)	Community Banking	Wholesale Banking	Wealth, Brokerage and Retirement	Consolidated Company
December 31, 2012	$17,922	7,344	371	25,637
December 31, 2013	$17,922	7,344	371	25,637
Reduction in goodwill related to divested businesses	—	(11)	—	(11)
Goodwill from business combinations	—	87	—	87
Other	(8)	—	—	(8)
December 31, 2014	$17,914	7,420	371	25,705

Note 11: Deposits
Following is a summary of the time certificates of deposit (CDs) and other time deposits issued by domestic and foreign offices.

	December 31,
(in billions)	2014	2013
Total domestic and foreign	$124.9	117.4
Domestic:
$100,000 or more	14.7	16.6
$250,000 or more	6.9	7.2
Foreign:
$100,000 or more	16.4	15.3
$250,000 or more	16.4	15.2

Substantially all CDs and other time deposits issued by domestic and foreign offices were interest bearing. The contractual maturities of these deposits are presented in the following table.

(in millions)	December 31, 2014
2015	$103,409
2016	10,205
2017	3,070
2018	3,207
2019	1,204
Thereafter	3,785
Total	$124,880

The contractual maturities of the domestic time deposits with a denomination of $100,000 or more are presented in the following table.

(in millions)	2014
Three months or less	$3,700
After three months through six months	2,352
After six months through twelve months	2,340
After twelve months	6,338
Total	$14,730

Demand deposit overdrafts of $581 million and $554 million were included as loan balances at December 31, 2014 and 2013, respectively.

Note 12: Short-Term Borrowings
The table below shows selected information for short-term borrowings, which predominantly mature in less than 30 days. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of Note 14 (Guarantees, Pledged Assets and Collateral).

	2014		2013		2012
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Federal funds purchased and securities sold under agreements to repurchase	$51,052	0.07%	$36,263	0.05%	$34,973	0.17%
Commercial paper	2,456	0.34	5,162	0.18	4,038	0.27
Other short-term borrowings	10,010	0.07	12,458	0.31	18,164	0.16
Total	$63,518	0.08	$53,883	0.12	$57,175	0.17
Year ended December 31,
Average daily balance
Federal funds purchased and securities sold under agreements to repurchase	$44,680	0.08	$36,227	0.08	$32,092	0.12
Commercial paper	4,751	0.17	4,702	0.25	4,142	0.26
Other short-term borrowings	10,680	0.18	13,787	0.22	14,962	0.29
Total	$60,111	0.10	$54,716	0.13	$51,196	0.18
Maximum month-end balance
Federal funds purchased and securities sold under agreements to repurchase (1)	$51,052	N/A	$39,451	N/A	$36,327	N/A
Commercial paper (2)	6,070	N/A	5,700	N/A	5,036	N/A
Other short-term borrowings (3)	12,209	N/A	16,564	N/A	18,164	N/A

N/A- Not applicable

(1)	Highest month-end balance in each of the last three years was December 2014, May 2013 and June 2012.

(2)	Highest month-end balance in each of the last three years was March 2014, March 2013 and September 2012.

(3)	Highest month-end balance in each of the last three years was June 2014, March 2013 and December 2012.

Note 13: Long-Term Debt

We issue long-term debt denominated in multiple currencies, predominantly in U.S. dollars. Our issuances have both fixed and floating interest rates. As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, a major portion of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship. See Note 16 (Derivatives) for further information on qualifying hedge contracts.

Following is a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and purchase accounting adjustments, where applicable. The interest rates displayed represent the range of contractual rates in effect at December 31, 2014. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

	December 31,
	2014			2013
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2015-2038	0.625-6.75%	$54,441	44,145
Floating-rate notes	2015-2048	0.00-3.735	15,317	12,445
Structured notes (1)	2015-2053	Varies	4,825	4,891
Total senior debt - Parent			74,583	61,481
Subordinated
Fixed-rate notes (2)	2016-2044	3.45-7.574%	19,688	17,469
Floating-rate notes	2015-2016	0.573-0.601	1,215	1,190
Total subordinated debt - Parent			20,903	18,659
Junior subordinated
Fixed-rate notes - hybrid trust securities	2029-2036	5.95-7.95%	1,378	1,178
Floating-rate notes	2027	0.731-1.231	272	263
Total junior subordinated debt - Parent (3)			1,650	1,441
Total long-term debt - Parent (2)			97,136	81,581
Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes	2015	0.75%	500	500
Floating-rate notes	2015-2053	0.00-0.511	4,969	2,219
Floating-rate extendible notes (4)	2016	0.281-0.387	11,048	10,749
Fixed-rate advances - Federal Home Loan Bank (FHLB) (5)	2015-2031	3.83-8.17	125	160
Floating-rate advances - FHLB (5)	2018-2019	0.22-0.35	34,000	19,000
Structured notes (1)	2015-2025	Varies	4	13
Capital leases (Note 7)	2015-2025	Varies	9	11
Total senior debt - Bank			50,655	32,652
Subordinated
Fixed-rate notes	2015-2038	4.75-7.74%	10,310	10,725
Floating-rate notes	2016-2017	0.442-3.107	994	1,616
Total subordinated debt - Bank			11,304	12,341
Junior subordinated
Floating-rate notes	2027	0.802-0.881%	313	303
Total junior subordinated debt - Bank (3)			313	303
Long-term debt issued by VIE - Fixed rate (6)	2020-2047	0.00-7.00%	609	1,098
Long-term debt issued by VIE - Floating rate (6)	2016-2047	0.296-18.970	996	1,230
Mortgage notes and other debt (7)	2015-2062	0.00-9.20	16,239	16,874
Total long-term debt - Bank			80,116	64,498

(continued on following page)

(continued from previous page)

	December 31,
	2014			2013
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes	2015-2023	2.774-4.38%	6,317	6,543
FixFloat notes	2020	6.795% through 2015, Varies	20	20
Structured notes (1)	2021	Varies	1	—
Total senior debt - Other consolidated subsidiaries			6,338	6,563
Junior subordinated
Floating-rate notes	2027	0.733%	155	155
Total junior subordinated debt - Other consolidated subsidiaries (3)			155	155
Long-term debt issued by VIE - Fixed rate (6)	2015	5.16%	23	18
Long-term debt issued by VIE - Floating rate (6)			—	10
Mortgage notes and other (7)	2015-2022	1.563-5.920	175	173
Total long-term debt - Other consolidated subsidiaries			6,691	6,919
Total long-term debt			$183,943	152,998

(1)
Predominantly consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see the "Derivatives Not Designated as Hedging Instruments" section in Note 16 (Derivatives). In addition, a major portion consists of zero coupon callable notes where interest is paid as part of the final redemption amount.

(2)
Includes fixed-rate subordinated notes issued by the Parent at a discount of $139 million and $140 million in 2014 and 2013, respectively, to effect a modification of Wells Fargo Bank, NA notes. These notes are carried at their par amount on the balance sheet of the Parent presented in Note 25 (Parent-Only Financial Statements).

(3)
Represents junior subordinated debentures held by unconsolidated wholly-owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred security structures.

(4)	Represents floating-rate extendible notes where holders of the notes may elect to extend the contractual maturity of all or a portion of the principal amount on a periodic basis.

(5)
At December 31, 2014, Federal Home Loan Bank advances were secured by investment securities and residential loan collateral. Outstanding advances at December 31, 2013, were secured by residential loan collateral.

(6)	For additional information on VIEs, see Note 8 (Securitizations and Variable Interest Entities).

(7)	Predominantly related to securitizations and secured borrowings, see Note 8 (Securitizations and Variable Interest Entities).

The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2014, in each of the following five years and thereafter, is presented in the following table.

(in millions)	Parent	Company
2015	$9,014	16,606
2016	15,238	32,920
2017	13,215	17,870
2018	8,312	27,029
2019	6,480	25,190
Thereafter	44,877	64,328
Total	$97,136	183,943

As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2014, we were in compliance with all the covenants.

Note 14: Guarantees, Pledged Assets and Collateral
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations, and other types of arrangements. The following table shows carrying value, maximum exposure to loss on our guarantees and the related non-investment grade amounts.

	December 31, 2014
		Maximum exposure to loss
(in millions)	Carrying value	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
Standby letters of credit (1)	$41	16,271	10,269	6,295	645	33,480	8,447
Securities lending and other indemnifications	—	—	2	2	5,948	5,952	—
Written put options (2)	469	7,644	5,256	2,822	2,409	18,131	7,902
Loans and MHFS sold with recourse	72	131	486	822	5,386	6,825	3,945
Factoring guarantees	—	3,460	—	—	—	3,460	3,460
Other guarantees	24	9	85	22	2,158	2,274	69
Total guarantees	$606	27,515	16,098	9,963	16,546	70,122	23,823
	December 31, 2013
		Maximum exposure to loss
(in millions)	Carrying value	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
Standby letters of credit (1)	$56	16,907	11,628	5,308	994	34,837	9,512
Securities lending and other indemnifications	—	—	3	18	3,199	3,220	25
Written put options (2)	907	4,775	2,967	3,521	2,725	13,988	4,311
Loans and MHFS sold with recourse	86	116	418	849	5,014	6,397	3,674
Factoring guarantees	—	2,915	—	—	—	2,915	2,915
Other guarantees (3)	33	34	111	16	971	1,132	113
Total guarantees	$1,082	24,747	15,127	9,712	12,903	62,489	20,550

(1)
Total maximum exposure to loss includes direct pay letters of credit (DPLCs) of $15.0 billion and $16.8 billion at December 31, 2014 and 2013, respectively. We issue DPLCs to provide credit enhancements for certain bond issuances. Beneficiaries (bond trustees) may draw upon these instruments to make scheduled principal and interest payments, redeem all outstanding bonds because a default event has occurred, or for other reasons as permitted by the agreement. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility in one of several forms, including as a standby letter of credit. Total maximum exposure to loss includes the portion of these facilities for which we have issued standby letters of credit under the commitments.

(2)	Written put options, which are in the form of derivatives, are also included in the derivative disclosure in Note 16 (Derivatives).

(3)	Includes amounts for liquidity agreements and contingent consideration that were previously reported separately.

“Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high. Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. These credit policies are further described in Note 6 (Loans and Allowance for Credit Losses).
Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is its extremely remote possibility, where the value of our interests and any associated collateral declines to zero. Maximum exposure to loss estimates in the table above do not reflect economic hedges or collateral we could use to offset or recover losses we may incur under our guarantee agreements. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value, which is either fair value for derivative-related products or the allowance for lending-related commitments, is more representative of our exposure to loss than maximum exposure to loss.

STANDBY LETTERS OF CREDIT  We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are agreements where we are obligated to make payment to a third party on behalf of a customer if the customer fails to meet their contractual obligations. We consider the credit risk in standby letters of credit and commercial and similar letters of credit in determining the allowance for credit losses.

SECURITIES LENDING AND OTHER INDEMNIFICATIONS  As a securities lending agent, we lend debt and equity securities from participating institutional clients’ portfolios to third-party borrowers. These arrangements are for an indefinite period of time whereby we indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers and is generally in the form of cash or highly liquid securities that are marked to market daily. The fair value of securities loaned out at December 31, 2014 and 2013, totaled $211 million and $337 million, respectively. The fair value of collateral supporting the loaned securities was $218 million and $346 million at December 31, 2014 and 2013, respectively.
We use certain third-party clearing agents to clear and settle transactions on behalf of some of our institutional brokerage customers. We indemnify the clearing agents against loss that could occur for non-performance by our customers on transactions that are not sufficiently collateralized. Transactions subject to the indemnifications may include customer obligations related to the settlement of margin accounts and short positions, such as written call options and securities borrowing transactions. Outstanding customer obligations were $950 million and $769 million and the related collateral was $5.6 billion and $3.7 billion at December 31, 2014, and December 31, 2013, respectively. Our estimate of maximum exposure to loss, which requires judgment regarding the range and likelihood of future events, was $5.7 billion as of December 31, 2014, and $2.9 billion as of December 31, 2013.
We enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, we are unable to determine our potential future liability under these agreements. We do, however, record a liability for residential mortgage loans that we expect to repurchase pursuant to various representations and warranties. See Note 9 (Mortgage Banking Activities) for additional information on the liability for mortgage loan repurchase losses.

WRITTEN PUT OPTIONS Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price, and may include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk if the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 16 (Derivatives) for additional information regarding written derivative contracts.

LOANS AND MHFS SOLD WITH RECOURSE  In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to indemnify the buyer for any loss on the loan up to par value plus accrued interest. We provide recourse, predominantly to the GSEs, on loans sold under various programs and arrangements. Primarily all of these programs and arrangements require that we share in the loans’ credit exposure for their remaining life by providing recourse to the GSE, up to 33.33% of actual losses incurred on a pro-rata basis, in the event of borrower default. Under the remaining recourse programs and arrangements, if certain events occur within a specified period of time from transfer date, we have to provide limited recourse to the buyer to indemnify them for losses incurred for the remaining life of the loans. The maximum exposure to loss reported in the accompanying table represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote and amounts paid can be recovered in whole or in part from the sale of collateral. During 2014 and 2013 we repurchased $14 million and $33 million, respectively, of loans associated with these agreements. We also provide representation and warranty guarantees on loans sold under the various recourse programs and arrangements. Our loss exposure relative to these guarantees is separately considered and provided for, as necessary, in determination of our liability for loan repurchases due to breaches of representation and warranties. See Note 9 (Mortgage Banking Activities) for additional information on the liability for mortgage loan repurchase losses.

FACTORING GUARANTEES  Under certain factoring arrangements, we are required to purchase trade receivables from third parties, generally upon their request, if receivable debtors default on their payment obligations. See Note 1 (Summary of Significant Accounting Policies) for additional information.

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
Other guarantees also include liquidity agreements and contingent performance arrangements. We provide liquidity to certain off-balance sheet entities that hold securitized fixed-rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. See Note 8 (Securitization and Variable Interest Entities) for additional information on securitization and VIEs.
Under our contingent performance arrangements, we are required to pay the counterparties to transactions related to various customer relationships and lease agreements if third parties default on certain obligations.

Note 14:  Guarantees, Pledged Assets and Collateral (continued)

Pledged Assets
As part of our liquidity management strategy, we pledge assets to secure trust and public deposits, borrowings and letters of credit from the FHLB and FRB, securities sold under agreements to repurchase (repurchase agreements), and for other purposes as required or permitted by law or insurance statutory requirements. The types of collateral we pledge include securities issued by federal agencies, GSEs, domestic and foreign companies and various commercial and consumer loans. The following table provides the total carrying amount of pledged assets by asset type. The table excludes pledged consolidated VIE assets of $5.8 billion and $8.1 billion at December 31, 2014, and December 31, 2013, respectively, which can only be used to settle the liabilities of those entities. The table also excludes $10.1 billion and $15.3 billion in assets pledged in transactions accounted for as secured borrowings at December 31, 2014 and 2013, respectively. See Note 8 (Securitizations and Variable Interest Entities) for additional information on consolidated VIE assets and secured borrowings.

	Dec. 31,	Dec. 31,
(in millions)	2014	2013
Trading assets and other (1)	49,685	30,288
Investment securities (2)	101,997	85,468
Mortgages held for sale and loans (3)	418,338	381,597
Total pledged assets	$570,020	497,353

(1)
Represent assets pledged to collateralize repurchase agreements and other securities financings. Balance includes $49.4 billion and $29.0 billion at December 31, 2014 and 2013, respectively, under agreements that permit the secured parties to sell or repledge the collateral.

(2)
Includes carrying value of $6.6 billion and $8.7 billion (fair value of $6.8 billion and $8.7 billion) in collateral for repurchase agreements at December 31, 2014 and 2013, respectively, which are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Also includes $164 million in collateral pledged under repurchase agreements at December 31, 2014, that permit the secured parties to sell or repledge the collateral.

(3)
Includes mortgages held for sale of $8.7 billion and $7.3 billion at December 31, 2014 and 2013, respectively. Balance consists of mortgages held for sale and loans that are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Amounts exclude $1.7 billion and $2.1 billion at December 31, 2014 and 2013, respectively, of pledged loans recorded on our balance sheet representing certain delinquent loans that are eligible for repurchase primarily from GNMA loan securitizations. See Note 8 (Securitizations and Variable Interest Entities) for additional information.

Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements
The table below presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). We account for transactions subject to these agreements as collateralized financings, and those with a single counterparty are presented net on our balance sheet, provided certain criteria are met that permit balance sheet netting. Most transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.
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
In addition to the amounts included in the table below, we also have balance sheet netting related to derivatives that is disclosed within Note 16 (Derivatives).

	Dec. 31,	Dec. 31,
(in millions)	2014	2013
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	58,148	38,635
Gross amounts offset in consolidated balance sheet (1)	(6,477)	(2,817)
Net amounts in consolidated balance sheet (2)	51,671	35,818
Collateral not recognized in consolidated balance sheet (3)	(51,624)	(35,768)
Net amount (4)	47	50
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized	56,583	38,032
Gross amounts offset in consolidated balance sheet (1)	(6,477)	(2,817)
Net amounts in consolidated balance sheet (5)	50,106	35,215
Collateral pledged but not netted in consolidated balance sheet (6)	(49,713)	(34,770)
Net amount (7)	393	445

(1)	Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs or MSLAs that have been offset in the consolidated balance sheet.

(2)
At December 31, 2014 and 2013, includes $36.8 billion and $25.7 billion, respectively, classified on our consolidated balance sheet in Federal funds sold, securities purchased under resale agreements and other short-term investments and $14.9 billion and $10.1 billion, respectively, in Loans.

(3)
Represents the fair value of collateral we have received under enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized asset due from each counterparty. At December 31, 2014 and 2013, we have received total collateral with a fair value of $64.5 billion and $43.3 billion, respectively, all of which, we have the right to sell or repledge. These amounts include securities we have sold or repledged to others with a fair value of $40.8 billion at December 31, 2014 and $23.8 billion at December 31, 2013.

(4)	Represents the amount of our exposure that is not collateralized and/or is not subject to an enforceable MRA or MSLA.

(5)	Amount is classified in Short-term borrowings on our consolidated balance sheet.

(6)
Represents the fair value of collateral we have pledged, related to enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized liability owed to each counterparty. At December 31, 2014 and December 31, 2013, we have pledged total collateral with a fair value of $56.5 billion and $39.0 billion, respectively, of which, the counterparty does not have the right to sell or repledge $6.9 billion as of December 31, 2014, and $10.0 billion as of December 31, 2013.

(7)	Represents the amount of our obligation that is not covered by pledged collateral and/or is not subject to an enforceable MRA or MSLA.

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

FHA INSURANCE LITIGATION  On October 9, 2012, the United States filed a complaint, captioned United States of America v. Wells Fargo Bank, N.A., in the U.S. District Court for the Southern District of New York. The complaint makes claims with respect to Wells Fargo's Federal Housing Administration (FHA) lending program for the period 2001 to 2010. The complaint alleges, among other allegations, that Wells Fargo improperly certified certain FHA mortgage loans for United States Department of Housing and Urban Development (HUD) insurance that did not qualify for the program, and therefore Wells Fargo should not have received insurance proceeds from HUD when some of the loans later defaulted. The complaint further alleges Wells Fargo knew some of the mortgages did not qualify for insurance and did not disclose the deficiencies to HUD before making insurance claims. On December 1, 2012, Wells Fargo filed a motion in the U.S. District Court for the District of Columbia seeking to enforce a release of Wells Fargo given by the United States, which was denied on February 12, 2013. On April 11, 2013, Wells Fargo appealed the decision to the U.S. Court of Appeals for the District of Columbia Circuit. The Court affirmed the denial of Wells Fargo's motion on June 20, 2014. Previous resolution discussions did not result in an acceptable final agreement. The parties are again engaged in discovery.

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

ORDER OF POSTING LITIGATION  A series of putative class actions have been filed against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the high to low order in which the banks post debit card transactions to consumer deposit accounts. There are currently several such cases pending against Wells Fargo Bank (including the Wachovia Bank cases to which Wells Fargo succeeded), most of which have been consolidated in multi-district litigation proceedings in the U.S. District Court for the Southern District of Florida. The bank defendants moved to compel these cases to arbitration under Supreme Court authority. On November 22, 2011, the Judge denied the motion. The bank defendants appealed the decision to the U.S. Court of Appeals for the Eleventh Circuit. On October 26, 2012, the Eleventh Circuit affirmed the District Court’s denial of the motion. Wells Fargo renewed its motion to compel arbitration with respect to the unnamed putative class members. On April 8, 2013, the District Court denied the motion and Wells Fargo appealed the decision to the Eleventh Circuit. On February 10, 2015, the Eleventh Circuit vacated the order based on the District Court's lack of jurisdiction until class certification has been determined, and remanded to the District Court for further proceedings.
On August 10, 2010, the U.S. District Court for the Northern District of California issued an order in Gutierrez v. Wells Fargo Bank, N.A., a case that was not consolidated in the multi-district proceedings, enjoining the bank’s use of the high to low posting method for debit card transactions with respect to the plaintiff class of California depositors, directing the bank to establish a different posting methodology and ordering remediation of approximately $203 million. On October 26, 2010, a final judgment was entered in Gutierrez. On October 28, 2010, Wells Fargo appealed to the U.S. Court of Appeals for the Ninth Circuit. On December 26, 2012, the Ninth Circuit reversed the order requiring Wells Fargo to change its order of posting and vacated the portion of the order granting remediation of approximately $203 million on the grounds of federal preemption. The Ninth Circuit affirmed the District Court’s finding that Wells Fargo violated a California state law prohibition on fraudulent representations and remanded the case to the District Court for further proceedings. On August 5, 2013, the District Court entered a judgment against Wells Fargo in the approximate amount of $203 million, together with post-judgment interest thereon from October 25, 2010, and, effective as of July 15, 2013, enjoined Wells Fargo from making or disseminating additional misrepresentations about its order of posting of transactions. On August 7, 2013, Wells Fargo appealed the judgment to the Ninth Circuit. On October 29, 2014, the Ninth Circuit affirmed the trial court’s judgment against Wells Fargo for approximately $203 million, but limited the injunction to debit card transactions. Wells Fargo is presently considering its options.

SECURITIES LENDING LITIGATION  Wells Fargo Bank, N.A. is involved in four separate actions brought by securities lending customers of Wells Fargo and Wachovia Bank in various courts. In general, each of the cases alleges losses based on claims that Wells Fargo violated fiduciary and contractual duties in its investment of collateral for loaned securities. Blue Cross/Blue Shield of Minnesota, et al., v. Wells Fargo Bank, N.A. resulted in verdicts dismissing the claims against Wells Fargo. Plaintiffs have appealed the verdicts. The remaining cases are scheduled for trial in 2015.

OUTLOOK  When establishing a liability for contingent litigation losses, the Company determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. The high end of the range of reasonably possible potential litigation losses in excess of the Company’s liability for probable and estimable losses was $1.1 billion as of December 31, 2014. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there may be a range of possible losses in excess of the established liability that cannot be estimated. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Note 16: Derivatives
We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. We designate certain derivatives as hedging instruments in a qualifying hedge accounting relationship (fair value or cash flow hedge). Our remaining derivatives consist of economic hedges that do not qualify for hedge accounting and derivatives held for customer accommodation, trading or other purposes.
Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedges. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market risk volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures do not have a significantly adverse effect on the net interest margin, cash flows and earnings. As a result of fluctuations in these exposures, hedged assets and liabilities will gain or lose fair value. In a fair value or economic hedge, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the hedged asset or liability is not adjusted and the unrealized gain or loss on the derivative is generally reflected in other comprehensive income and not in earnings.

We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers as part of our trading businesses. These derivative transactions, which involve us engaging in market-making activities or acting as an intermediary, are conducted in an effort to help customers manage their market price risks. We usually offset our exposure from such derivatives by entering into other financial contracts, such as separate derivative or security transactions. The customer accommodations and any offsetting derivatives are treated as customer accommodation, trading and other derivatives in our disclosures. Additionally, this category includes embedded derivatives that are required to be accounted for separately from their host contracts.
The following table presents the total notional or contractual amounts and fair values for our derivatives. Derivative transactions can be measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which interest and other payments are determined. Derivatives designated as qualifying hedging instruments and economic hedges are recorded on the balance sheet at fair value in other assets or other liabilities. Customer accommodation, trading and other derivatives are recorded on the balance sheet at fair value in trading assets, other assets or other liabilities.

	December 31, 2014			December 31, 2013
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives
Derivatives designated as hedging instruments
Interest rate contracts (1)	$148,967	6,536	2,435	100,412	4,315	2,528
Foreign exchange contracts (1)	26,778	752	1,347	26,483	1,091	847
Total derivatives designated as
qualifying hedging instruments		7,288	3,782		5,406	3,375
Derivatives not designated as hedging instruments
Economic hedges:
Interest rate contracts (2)	221,527	697	487	220,577	595	897
Equity contracts	5,219	367	96	3,273	349	206
Foreign exchange contracts	14,405	275	28	10,064	21	35
Subtotal (3)		1,339	611		965	1,138
Customer accommodation, trading and
other derivatives:
Interest rate contracts	4,378,767	56,465	57,137	4,030,068	50,936	53,113
Commodity contracts	88,640	7,461	7,702	96,889	2,673	2,603
Equity contracts	138,422	8,638	6,942	96,379	7,475	7,588
Foreign exchange contracts	253,742	6,377	6,452	164,160	3,731	3,626
Credit contracts - protection sold	12,304	151	943	19,501	354	1,532
Credit contracts - protection purchased	16,659	755	168	23,314	1,147	368
Other derivatives (3)	1,994	—	44	2,160	13	16
Subtotal (3)		79,847	79,388		66,329	68,846
Total derivatives not designated as hedging instruments		81,186	79,999		67,294	69,984
Total derivatives before netting		88,474	83,781		72,700	73,359
Netting (4)		(65,869)	(65,043)		(56,894)	(63,739)
Total		$22,605	18,738		15,806	9,620

(1)
Notional amounts presented exclude $1.9 billion of interest rate contracts at both December 31, 2014 and 2013, for certain derivatives that are combined for designation as a hedge on a single instrument. The notional amount for foreign exchange contracts at December 31, 2014, excludes $2.7 billion for certain derivatives that are combined for designation as a hedge on a single instrument.

(2)	Includes economic hedge derivatives used to hedge the risk of changes in the fair value of residential MSRs, MHFS, loans, derivative loan commitments and other interests held.

(3)	Prior period has been revised to conform with current period presentation.

(4)
Represents balance sheet netting of derivative asset and liability balances, related cash collateral and portfolio level counterparty valuation adjustments. See the next table in this Note for further information.

The following table provides information on the gross fair values of derivative assets and liabilities, the balance sheet netting adjustments and the resulting net fair value amount recorded on our balance sheet, as well as the non-cash collateral associated with such arrangements. We execute substantially all of our derivative transactions under master netting arrangements. We reflect all derivative balances and related cash collateral subject to enforceable master netting arrangements on a net basis within the balance sheet. The “Gross amounts recognized” column in the following table include $69.6 billion and $75.0 billion of gross derivative assets and liabilities, respectively, at December 31, 2014, and $59.8 billion and $66.1 billion, respectively, at December 31, 2013, with counterparties subject to enforceable master netting arrangements that are carried on the balance sheet net of offsetting amounts. The remaining gross derivative assets and liabilities of $18.9 billion and $8.8 billion, respectively, at December 31, 2014 and $12.9 billion and $7.3 billion, respectively, at December 31, 2013, include those with counterparties subject to master netting arrangements for which we have not assessed the enforceability because they are with counterparties where we do not currently have positions to offset, those subject to master netting arrangements where we have not been able to confirm the enforceability and those not subject to master netting arrangements. As such,we do not net derivative balances or collateral within the balance sheet for these counterparties.
We determine the balance sheet netting adjustments based on the terms specified within each master netting arrangement. We disclose the balance sheet netting amounts within the column titled “Gross amounts offset in consolidated balance sheet.” Balance sheet netting adjustments are determined at the counterparty level for which there may be multiple contract types. For disclosure purposes, we allocate these adjustments to the contract type for each counterparty proportionally based upon the “Gross amounts recognized” by counterparty. As a result, the net amounts disclosed by contract type may not represent the actual exposure upon settlement of the contracts.
Balance sheet netting does not include non-cash collateral that we receive and pledge. For disclosure purposes, we present the fair value of this non-cash collateral in the column titled “Gross amounts not offset in consolidated balance sheet (Disclosure-only netting)” within the table. We determine and allocate the Disclosure-only netting amounts in the same manner as balance sheet netting amounts.
The “Net amounts” column within the following table represents the aggregate of our net exposure to each counterparty after considering the balance sheet and Disclosure-only netting adjustments. We manage derivative exposure by monitoring the credit risk associated with each counterparty

Note 16: Derivatives (continued)

using counterparty specific credit risk limits, using master netting arrangements and obtaining collateral. Derivative contracts executed in over-the-counter markets include bilateral contractual arrangements that are not cleared through a central clearing organization but are typically subject to master netting arrangements. The percentage of our bilateral derivative transactions outstanding at period end in such markets, based on gross fair value, is provided within the following table. Other derivative contracts executed in over-the-counter or exchange-

traded markets are settled through a central clearing organization and are excluded from this percentage. In addition to the netting amounts included in the table, we also have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 14 (Guarantees, Pledged Assets and Collateral).

(in millions)	Gross amounts recognized	Gross amounts offset in consolidated balance sheet (1)	Net amounts in consolidated balance sheet (2)	Gross amounts not offset in consolidated balance sheet (Disclosure-only netting) (3)	Net amounts	Percent exchanged in over-the-counter market (4)
December 31, 2014
Derivative assets
Interest rate contracts	$63,698	(56,051)	7,647	(769)	6,878	45%
Commodity contracts	7,461	(1,233)	6,228	(72)	6,156	27
Equity contracts	9,005	(2,842)	6,163	(405)	5,758	54
Foreign exchange contracts	7,404	(4,923)	2,481	(85)	2,396	98
Credit contracts-protection sold	151	(131)	20	—	20	90
Credit contracts-protection purchased	755	(689)	66	(1)	65	100
Total derivative assets	$88,474	(65,869)	22,605	(1,332)	21,273
Derivative liabilities
Interest rate contracts	$60,059	(54,394)	5,665	(4,244)	1,421	44%
Commodity contracts	7,702	(1,459)	6,243	(33)	6,210	81
Equity contracts	7,038	(2,845)	4,193	(484)	3,709	82
Foreign exchange contracts	7,827	(5,511)	2,316	(270)	2,046	100
Credit contracts-protection sold	943	(713)	230	(199)	31	100
Credit contracts-protection purchased	168	(121)	47	(18)	29	86
Other contracts	44	—	44	—	44	100
Total derivative liabilities	$83,781	(65,043)	18,738	(5,248)	13,490
December 31, 2013
Derivative assets
Interest rate contracts	$55,846	(48,271)	7,575	(1,101)	6,474	65%
Commodity contracts	2,673	(659)	2,014	(72)	1,942	52
Equity contracts	7,824	(3,254)	4,570	(239)	4,331	81
Foreign exchange contracts	4,843	(3,567)	1,276	(9)	1,267	100
Credit contracts-protection sold	354	(302)	52	—	52	92
Credit contracts-protection purchased	1,147	(841)	306	(33)	273	100
Other contracts	13	—	13	—	13	100
Total derivative assets	$72,700	(56,894)	15,806	(1,454)	14,352
Derivative liabilities
Interest rate contracts	$56,538	(53,902)	2,636	(482)	2,154	66%
Commodity contracts	2,603	(952)	1,651	(11)	1,640	73
Equity contracts	7,794	(3,502)	4,292	(124)	4,168	94
Foreign exchange contracts	4,508	(3,652)	856	—	856	100
Credit contracts-protection sold	1,532	(1,432)	100	—	100	100
Credit contracts-protection purchased	368	(299)	69	—	69	89
Other contracts	16	—	16	—	16	100
Total derivative liabilities	$73,359	(63,739)	9,620	(617)	9,003

(1)
Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in the consolidated balance sheet, including related cash collateral and portfolio level counterparty valuation adjustments. Counterparty valuation adjustments were $266 million and $236 million related to derivative assets and $56 million and $67 million related to derivative liabilities as of December 31, 2014 and 2013, respectively. Cash collateral totaled $5.2 billion and $4.6 billion, netted against derivative assets and liabilities, respectively, at December 31, 2014, and $4.3 billion and $11.3 billion, respectively, at December 31, 2013.

(2)
Net derivative assets of $16.9 billion and $14.4 billion are classified in Trading assets as of December 31, 2014 and 2013, respectively. $5.7 billion and $1.4 billion are classified in Other assets in the consolidated balance sheet as of December 31, 2014 and 2013, respectively. Net derivative liabilities are classified in Accrued expenses and other liabilities in the consolidated balance sheet.

(3)
Represents the fair value of non-cash collateral pledged and received against derivative assets and liabilities with the same counterparty that are subject to enforceable master netting arrangements. U.S. GAAP does not permit netting of such non-cash collateral balances in the consolidated balance sheet but requires disclosure of these amounts.

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

Fair Value Hedges
We use interest rate swaps to convert certain of our fixed-rate long-term debt to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. We also use interest rate swaps to hedge against changes in fair value for certain mortgages held for sale. The entire derivative gain or loss is included in the assessment of hedge effectiveness for all fair value hedge relationships, except for those involving foreign-currency denominated available-for-sale securities and long-

term debt hedged with foreign currency forward derivatives for which the time value component of the derivative gain or loss related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness.
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
The following table shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships.

	Interest rate contracts hedging:			Foreign exchange contracts hedging:		Total net gains (losses) on fair value hedges
(in millions)	Available-for-sale securities	Mortgages held for sale	Long-term debt	Available-for-sale securities	Long-term debt
Year ended December 31, 2014
Net interest income (expense) recognized on derivatives	$(722)	(15)	1,843	(10)	308	1,404
Gains (losses) recorded in noninterest income
Recognized on derivatives	(1,943)	(49)	3,623	391	(1,418)	604
Recognized on hedged item	1,911	32	(3,143)	(388)	1,490	(98)
Net recognized on fair value hedges (ineffective portion) (1)	$(32)	(17)	480	3	72	506
Year ended December 31, 2013
Net interest income (expense) recognized on derivatives	$(584)	(11)	1,632	(8)	280	1,309
Gains (losses) recorded in noninterest income
Recognized on derivatives	1,889	47	(3,767)	(49)	(847)	(2,727)
Recognized on hedged item	(1,874)	(57)	3,521	49	722	2,361
Net recognized on fair value hedges (ineffective portion) (1)	$15	(10)	(246)	—	(125)	(366)
Year ended December 31, 2012
Net interest income (expense) recognized on derivatives	$(457)	(4)	1,685	(5)	248	1,467
Gains (losses) recorded in noninterest income
Recognized on derivatives	(22)	(15)	(179)	39	567	390
Recognized on hedged item	17	6	233	(3)	(610)	(357)
Net recognized on fair value hedges (ineffective portion) (1)	$(5)	(9)	54	36	(43)	33

(1)
Included $(1) million, $(5) million and $(9) million, respectively, for years ended December 31, 2014, 2013, and 2012 of the time value component recognized as net interest income (expense) on forward derivatives hedging foreign currency available-for-sale securities and long-term debt that were excluded from the assessment of hedge effectiveness.

Note 16: Derivatives (continued)

Cash Flow Hedges
We use interest rate swaps to hedge the variability in interest payments received on certain floating-rate commercial loans and paid on certain floating-rate debt due to changes in the benchmark interest rate. Gains and losses on derivatives that are reclassified from OCI to interest income (for loans) and interest expense (for debt) in the current period are included in the line item in which the hedged item’s effect on earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.
Based upon current interest rates, we estimate that $758 million (pre tax) of deferred net gains on derivatives in OCI at December 31, 2014, will be reclassified into net interest income during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 7 years.
The following table shows the net gains (losses) recognized related to derivatives in cash flow hedging relationships.

	Year ended December 31,
(in millions)	2014	2013	2012
Gains (losses) (pre tax) recognized in OCI on derivatives	$952	(32)	52
Gains (pre tax) reclassified from cumulative OCI into net income (1)	545	296	388
Gains (losses) (pre tax) recognized in noninterest income for hedge ineffectiveness (2)	2	1	(1)

(1)	See Note 23 (Other Comprehensive Income) for detail on components of net income.

(2)	None of the change in value of the derivatives was excluded from the assessment of hedge effectiveness.

Derivatives Not Designated as Hedging Instruments
We use economic hedge derivatives primarily to hedge the risk of changes in the fair value of certain residential MHFS, certain loans held for investment, residential MSRs measured at fair value, derivative loan commitments and other interests held. The resulting gain or loss on these economic hedge derivatives is reflected in mortgage banking noninterest income, net gains (losses) from equity investments and other noninterest income.
The derivatives used to hedge MSRs measured at fair value, which include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $3.5 billion in 2014, net derivative losses of $2.9 billion in 2013 and net derivative gains of $3.6 billion in 2012, which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net asset of $492 million at December 31, 2014 and a net liability of $531 million at December 31, 2013. The change in fair value of these derivatives for each period end is due to changes in the underlying market indices and interest rates as well as the purchase and sale of derivative financial instruments throughout the period as part of our dynamic MSR risk management process.
Interest rate lock commitments for mortgage loans that we intend to sell are considered derivatives. Our interest rate exposure on these derivative loan commitments, as well as substantially all residential MHFS, is hedged with economic hedge derivatives such as swaps, forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The derivative loan commitments, economic hedge derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments on the balance sheet was a net asset of $98 million and a net liability of $26 million at December 31, 2014 and December 31, 2013, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other derivatives” in the first table in this Note.
We also enter into various derivatives primarily to provide derivative products to customers. These derivatives are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as other noninterest income.
Customer accommodation, trading and other derivatives also include embedded derivatives that are required to be accounted for separately from their host contract. We periodically issue hybrid long-term notes and CDs where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. The “embedded” derivative is separated from the host contract and accounted for as a derivative. Additionally, we may invest in hybrid instruments that contain embedded derivatives, such as credit derivatives, that are not clearly and closely related to the host contract. In such instances, we either elect fair value option for the hybrid instrument or separate the embedded derivative from the host contract and account for the host contract and derivative separately.

The following table shows the net gains recognized in the income statement related to derivatives not designated as hedging instruments.

	Year ended December 31,
(in millions)	2014	2013	2012
Net gains (losses) recognized on economic hedge derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (1)	$1,759	1,412	(1,882)
Other (2)	(230)	119	2
Equity contracts (3)	(469)	(317)	4
Foreign exchange contracts (2)	758	24	(53)
Credit contracts (2)	(1)	(6)	(15)
Subtotal	1,817	1,232	(1,944)
Net gains (losses) recognized on customer accommodation, trading and other derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (4)	1,350	(561)	7,222
Other (5)	(855)	743	589
Commodity contracts (5)	77	324	(14)
Equity contracts (5)	(719)	(622)	(234)
Foreign exchange contracts (5)	593	746	501
Credit contracts (5)	7	(53)	(54)
Other (5)	(39)	—	—
Subtotal	414	577	8,010
Net gains recognized related to derivatives not designated as hedging instruments	$2,231	1,809	6,066

(1)
Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.

(2)	Predominantly included in other noninterest income.

(3)	Predominantly included in net gains (losses) from equity investments in noninterest income.

(4)	Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.

(5)	Predominantly included in net gains from trading activities in noninterest income.

Credit Derivatives
Credit derivative contracts are arrangements whose value is derived from the transfer of credit risk of a reference asset or entity from one party (the purchaser of credit protection) to another party (the seller of credit protection). We use credit derivatives primarily to assist customers with their risk management objectives. We may also use credit derivatives in structured product transactions or liquidity agreements written to special purpose vehicles. The maximum exposure of sold credit derivatives is managed through posted collateral, purchased credit derivatives and similar products in order to achieve our desired credit risk profile. This credit risk management provides an ability to recover a significant portion of any amounts that would be paid under the sold credit derivatives. We would be required to perform under the noted credit derivatives in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment. In certain cases, other triggers may exist, such as the credit downgrade of the referenced obligors or the inability of the special purpose vehicle for which we have provided liquidity to obtain funding.
The following table provides details of sold and purchased credit derivatives.

Note 16: Derivatives (continued)

		Notional amount
(in millions)	Fair value liability	Protection sold (A)	Protection sold - non-investment grade	Protection purchased with identical underlyings (B)	Net protection sold (A)-(B)	Other protection purchased	Range of maturities
December 31, 2014
Credit default swaps on:
Corporate bonds	$23	6,344	2,904	4,894	1,450	2,831	2015 - 2021
Structured products	654	1,055	874	608	447	277	2017 - 2052
Credit protection on:
Default swap index	—	1,659	292	777	882	1,042	2015 - 2019
Commercial mortgage-backed securities index	246	1,058	—	608	450	355	2047 - 2063
Asset-backed securities index	19	52	1	1	51	81	2045 - 2046
Other	1	2,136	2,136	—	2,136	5,185	2015 - 2025
Total credit derivatives	$943	12,304	6,207	6,888	5,416	9,771
December 31, 2013
Credit default swaps on:
Corporate bonds	$48	10,947	5,237	6,493	4,454	5,557	2014-2021
Structured products	1,091	1,553	1,245	894	659	389	2016-2052
Credit protection on:
Default swap index	—	3,270	388	2,471	799	898	2014-2018
Commercial mortgage-backed securities index	344	1,106	1	535	571	535	2049-2052
Asset-backed securities index	48	55	—	1	54	87	2045-2046
Other	1	2,570	2,570	3	2,567	5,451	2014-2025
Total credit derivatives	$1,532	19,501	9,441	10,397	9,104	12,917

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

Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt were to be downgraded by certain major credit rating agencies, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $13.6 billion at December 31, 2014, and $14.3 billion at December 31, 2013, respectively, for which we posted $10.5 billion and $12.2 billion, respectively, in collateral in the normal course of business. If the credit rating of our debt had been downgraded below investment grade, which is the credit-risk-related contingent feature that if triggered requires the maximum amount of collateral to be posted, on December 31,

2014, or December 31, 2013, we would have been required to post additional collateral of $3.1 billion or $2.5 billion, respectively, or potentially settle the contract in an amount equal to its fair value. Some contracts require that we provide more collateral than the fair value of derivatives that are in a net liability position if a downgrade occurs.

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
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring or nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.

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

TRADING ASSETS (EXCLUDING DERIVATIVES) AND INVESTMENT SECURITIES  Trading assets and available-for-sale securities are recorded at fair value on a recurring basis. Other investment securities classified as held-to-maturity are subject to impairment and fair value measurement if fair value declines below amortized cost and we do not expect to recover the entire amortized cost basis of the debt security. Fair value measurement is based upon various sources of market pricing. We use quoted prices in active markets, where available, and classify such instruments within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities, such as U.S. Treasuries. When instruments are traded in secondary markets and quoted market prices do not exist for such securities, we generally rely on internal valuation techniques or on prices obtained from vendors (predominantly third-party pricing services), and accordingly, we classify these instruments as Level 2 or 3.
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
Security fair value measurements using significant inputs that are unobservable in the market due to limited activity or a less liquid market are classified as Level 3 in the fair value hierarchy. Such measurements include securities valued using internal models or a combination of multiple valuation techniques, such as weighting of internal models and vendor pricing, where the unobservable inputs are significant to the overall fair value measurement. Securities classified as Level 3 include certain residential and commercial MBS, other asset-backed securities, CDOs and certain CLOs, and certain residual and retained interests in residential mortgage loan

Note 17: Fair Values of Assets and Liabilities (continued)

securitizations. We value CDOs using the prices of similar instruments, the pricing of completed or pending third-party transactions or the pricing of the underlying collateral within the CDO. Where vendor prices are not readily available, we use management's best estimate.

MORTGAGES HELD FOR SALE (MHFS)  We carry most of our residential MHFS portfolio at fair value. Fair value is based on quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Most of our MHFS are classified as Level 2. For the portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.

LOANS HELD FOR SALE (LHFS)  LHFS are carried at the lower of cost or market value or at fair value. The fair value of LHFS is based on what secondary markets are currently offering for loans with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.

LOANS  For information on how we report the carrying value of loans, including PCI loans, see Note 1 (Summary of Significant Accounting Policies). Although most loans are not recorded at fair value on a recurring basis, reverse mortgages are recorded at fair value on a recurring basis. In addition, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.
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
Loan commitments, standby letters of credit and commercial and similar letters of credit generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record an allowance. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees adjusted for the related allowance. Certain letters of credit that are hedged with derivative instruments are carried at fair value in trading assets or liabilities. For those letters of credit, fair value is calculated based on readily quotable credit default spreads using a market risk credit default swap model.

DERIVATIVES  Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-the-counter (OTC) markets where quoted market prices are not always readily available. Therefore we value most OTC derivatives using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative's value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and certain option and forward contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified as Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, certain credit default swaps, interest rate lock commitments written for our mortgage loans that we intend to sell and long dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.

MORTGAGE SERVICING RIGHT (MSRs) AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income cash flows. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment speeds (including housing price volatility), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs are carried at lower of cost or market value, and therefore can be subject to fair value measurements on a nonrecurring basis. Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows, as well as changes in valuation inputs and assumptions. For other interests held in securitizations (such as interest-only strips), we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Our valuation approach is validated by our internal valuation model validation group. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify them as Level 3.

FORECLOSED ASSETS  Foreclosed assets are carried at net realizable value, which represents fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.

NONMARKETABLE EQUITY INVESTMENTS  For certain equity securities that are not publicly traded, we have elected the fair value option and we use a market comparable pricing technique to estimate their fair value. The remaining nonmarketable equity investments include low income housing tax credit investments, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, and private equity investments which are recorded under the cost or equity method of accounting. We estimate fair value to record other-than-temporary impairment write-downs on a nonrecurring basis. Additionally, we provide fair value estimates in this disclosure for cost method investments that are not measured at fair value on a recurring or nonrecurring basis.
Federal Bank stock carrying values approximate fair value. For the remaining cost or equity method investments for which we determine fair value, we estimate the fair value using all available information and consider the range of potential inputs including discounted cash flow models, transaction prices, trading multiples of comparable public companies, and entry level multiples. Where appropriate these metrics are adjusted to account for comparative differences with public companies, and for company-specific issues like liquidity or marketability. For investments in private equity funds, we use the NAV provided by the fund sponsor as a practical expedient to measure fair value. In some cases, such NAVs may require adjustments based on certain unobservable inputs.

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

OTHER LIABILITIES  Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see the “Derivatives” section for derivative liabilities), primarily include short sale liabilities. Short sale liabilities are predominantly classified as either Level 1 or Level 2, generally depending upon whether the underlying securities have readily obtainable quoted prices in active exchange markets.

LONG-TERM DEBT  Long-term debt is generally carried at amortized cost. For disclosure, we are required to estimate the fair value of long-term debt and generally do so using the discounted cash flow method. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities and, as such, these discount rates include our current spread levels.

Level 3 Asset and Liability Valuation Processes
We generally determine fair value of our Level 3 assets and liabilities by using internally developed models and, to a lesser extent, prices obtained from vendors, which predominantly consist of third-party pricing services. Our valuation processes vary depending on which approach is utilized.

INTERNAL MODEL VALUATIONS  Our internally developed models primarily use discounted cash flow techniques. Use of such techniques requires determining relevant inputs, some of which are unobservable. Unobservable inputs are generally derived from historic performance of similar assets or determined from previous market trades in similar instruments. These unobservable inputs usually consist of discount rates, default rates, loss severity upon default, volatilities, correlations and prepayment rates, which are inherent within our Level 3 instruments. Such inputs can be correlated to similar portfolios with known historic experience or recent trades where particular unobservable inputs may be implied, but due to the nature of various inputs being reflected within a particular trade, the value of each input is considered unobservable. We attempt to correlate each unobservable input to historic experience and other third-party data where available.
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

Note 17: Fair Values of Assets and Liabilities (continued)

on top model risk issues to the Company’s Risk Committee of the Board.

VENDOR-DEVELOPED VALUATIONS  In certain limited circumstances we obtain pricing from third-party vendors for the value of our Level 3 assets or liabilities. We have processes in place to approve such vendors to ensure information obtained and valuation techniques used are appropriate. Once these vendors are approved to provide pricing information, we monitor and review the results to ensure the fair values are reasonable and in line with market experience in similar asset classes. While the input amounts used by the pricing vendor in determining fair value are not provided, and therefore unavailable for our review, we do perform one or more of the following procedures to validate the prices received:

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

Fair Value Measurements from Vendors
For certain assets and liabilities, we obtain fair value measurements from vendors, which predominantly consist of third-party pricing services, and record the unadjusted fair value in our financial statements. For instruments where we utilize vendor prices to record the price of an instrument, we perform additional procedures. We evaluate pricing vendors by comparing prices from one vendor to prices of other vendors for identical or similar instruments and evaluate the consistency of prices to known market transactions when determining the level of reliance to place on a particular pricing vendor. Methodologies employed, controls in place and inputs used by third-party pricing vendors are subject to additional review when such services are provided. This review may consist of, in part, obtaining and evaluating control reports issued and pricing methodology materials distributed.
The fair value measurements provided by brokers or third-party pricing services, and not adjusted by us, are shown by fair value hierarchy level in the table below. Fair value measurements obtained from brokers or third-party pricing services that we have adjusted to determine the fair value recorded in our financial statements are not included in the following table.

	Brokers			Third-party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
December 31, 2014
Trading assets (excluding derivatives)	$—	—	—	2	105	—
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	19,899	5,905	—
Securities of U.S. states and political subdivisions	—	—	—	—	42,666	61
Mortgage-backed securities	—	152	—	—	135,997	133
Other debt securities (1)	—	1,035	601	—	41,933	541
Total debt securities	—	1,187	601	19,899	226,501	735
Total marketable equity securities	—	—	—	—	569	—
Total available-for-sale securities	—	1,187	601	19,899	227,070	735
Derivatives (trading and other assets)	—	1	—	—	290	—
Derivatives (liabilities)	—	(1)	—	—	(292)	—
Other liabilities	—	—	—	—	(1)	—
December 31, 2013
Trading assets (excluding derivatives)	$—	122	1	1,804	652	3
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	557	5,723	—
Securities of U.S. states and political subdivisions	—	—	—	—	39,257	63
Mortgage-backed securities	—	621	—	—	148,074	180
Other debt securities (1)	—	1,537	722	—	44,681	746
Total debt securities	—	2,158	722	557	237,735	989
Total marketable equity securities	—	—	—	—	630	—
Total available-for-sale securities	—	2,158	722	557	238,365	989
Derivatives (trading and other assets)	—	5	—	—	417	3
Derivatives (liabilities)	—	(12)	—	—	(418)	—
Other liabilities	—	(115)	—	—	(36)	—

(1)	Includes corporate debt securities, collateralized loan and other debt obligations, asset-backed securities, and other debt securities.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following two tables present the balances of assets and liabilities recorded at fair value on a recurring basis.

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2014
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	10,506	3,886	—		—		14,392
Securities of U.S. states and political subdivisions	—	1,537	7		—		1,544
Collateralized loan and other debt obligations (1)	—	274	445		—		719
Corporate debt securities	—	7,517	54		—		7,571
Mortgage-backed securities	—	16,273	—		—		16,273
Asset-backed securities	—	776	79		—		855
Equity securities	18,512	38	10		—		18,560
Total trading securities (2)	29,018	30,301	595		—		59,914
Other trading assets	—	1,398	55		—		1,453
Total trading assets (excluding derivatives)	29,018	31,699	650		—		61,367
Securities of U.S. Treasury and federal agencies	19,899	5,905	—		—		25,804
Securities of U.S. states and political subdivisions	—	42,667	2,277	(3)	—		44,944
Mortgage-backed securities:
Federal agencies	—	110,089	—		—		110,089
Residential	—	9,245	24		—		9,269
Commercial	—	16,885	109		—		16,994
Total mortgage-backed securities	—	136,219	133		—		136,352
Corporate debt securities	83	14,451	252		—		14,786
Collateralized loan and other debt obligations (4)	—	24,274	1,087	(3)	—		25,361
Asset-backed securities:
Auto loans and leases	—	31	245	(3)	—		276
Home equity loans	—	662	—		—		662
Other asset-backed securities	—	4,189	1,372	(3)	—		5,561
Total asset-backed securities	—	4,882	1,617		—		6,499
Other debt securities	—	20	—		—		20
Total debt securities	19,982	228,418	5,366		—		253,766
Marketable equity securities:
Perpetual preferred securities (5)	468	569	663	(3)	—		1,700
Other marketable equity securities	1,952	24	—		—		1,976
Total marketable equity securities	2,420	593	663		—		3,676
Total available-for-sale securities	22,402	229,011	6,029		—		257,442
Mortgages held for sale	—	13,252	2,313		—		15,565
Loans held for sale	—	1	—		—		1
Loans	—	—	5,788		—		5,788
Mortgage servicing rights (residential)	—	—	12,738		—		12,738
Derivative assets:
Interest rate contracts	27	63,306	365		—		63,698
Commodity contracts	—	7,438	23		—		7,461
Equity contracts	4,102	3,544	1,359		—		9,005
Foreign exchange contracts	65	7,339	—		—		7,404
Credit contracts	—	440	466		—		906
Other derivative contracts	—	—	—		—		—
Netting	—	—	—		(65,869)	(6)	(65,869)
Total derivative assets (7)	4,194	82,067	2,213		(65,869)		22,605
Other assets	—	—	2,593		—		2,593
Total assets recorded at fair value	55,614	356,030	32,324		(65,869)		378,099
Derivative liabilities:
Interest rate contracts	(29)	(59,958)	(72)		—		(60,059)
Commodity contracts	—	(7,680)	(22)		—		(7,702)
Equity contracts	(1,290)	(4,305)	(1,443)		—		(7,038)
Foreign exchange contracts	(60)	(7,767)	—		—		(7,827)
Credit contracts	—	(456)	(655)		—		(1,111)
Other derivative contracts	—	—	(44)		—		(44)
Netting	—	—	—		65,043	(6)	65,043
Total derivative liabilities (7)	(1,379)	(80,166)	(2,236)		65,043		(18,738)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(7,043)	(1,636)	—		—		(8,679)
Securities of U.S. states and political subdivisions	—	(26)	—		—		(26)
Corporate debt securities	—	(5,055)	—		—		(5,055)
Equity securities	(2,259)	(2)	—		—		(2,261)
Other securities	—	(73)	(6)		—		(79)
Total short sale liabilities	(9,302)	(6,792)	(6)		—		(16,100)
Other liabilities (excluding derivatives)	—	—	(28)		—		(28)
Total liabilities recorded at fair value	(10,681)	(86,958)	(2,270)		65,043		(34,866)

(1)	The entire balance only consists of collateralized loan obligations.

(2)	Net gains from trading activities recognized in the income statement for the year ended December 31, 2014 include $211 million in net unrealized gains on trading securities held at December 31, 2014.

(3)
Balances consist of securities that are mostly investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)	Includes collateralized debt obligations of $500 million.

(5)	Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information.

(6)	Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 (Derivatives) for additional information.

(7)	Derivative assets and derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets and trading liabilities, respectively.

(continued on following page)

Note 17: Fair Values of Assets and Liabilities (continued)

(continued from previous page)

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2013
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	8,301	3,669	—		—		11,970
Securities of U.S. states and political subdivisions	—	2,043	39		—		2,082
Collateralized loan and other debt obligations (1)	—	212	541		—		753
Corporate debt securities	—	7,052	53		—		7,105
Mortgage-backed securities	—	14,608	1		—		14,609
Asset-backed securities	—	487	122		—		609
Equity securities	5,908	87	13		—		6,008
Total trading securities (2)	14,209	28,158	769		—		43,136
Other trading assets	2,694	2,487	54		—		5,235
Total trading assets (excluding derivatives)	16,903	30,645	823		—		48,371
Securities of U.S. Treasury and federal agencies	557	5,723	—		—		6,280
Securities of U.S. states and political subdivisions	—	39,322	3,214	(3)	—		42,536
Mortgage-backed securities:
Federal agencies	—	117,591	—		—		117,591
Residential	—	12,389	64		—		12,453
Commercial	—	18,609	138		—		18,747
Total mortgage-backed securities	—	148,589	202		—		148,791
Corporate debt securities	113	20,833	281		—		21,227
Collateralized loan and other debt obligations (4)	—	18,739	1,420	(3)	—		20,159
Asset-backed securities:
Auto loans and leases	—	21	492	(3)	—		513
Home equity loans	—	843	—		—		843
Other asset-backed securities	—	6,577	1,657	(3)	—		8,234
Total asset-backed securities	—	7,441	2,149		—		9,590
Other debt securities	—	39	—		—		39
Total debt securities	670	240,686	7,266		—		248,622
Marketable equity securities:
Perpetual preferred securities (5)	508	628	729	(3)	—		1,865
Other marketable equity securities	1,511	9	—		—		1,520
Total marketable equity securities	2,019	637	729		—		3,385
Total available-for-sale securities	2,689	241,323	7,995		—		252,007
Mortgages held for sale	—	11,505	2,374		—		13,879
Loans held for sale	—	1	—		—		1
Loans	—	272	5,723		—		5,995
Mortgage servicing rights (residential)	—	—	15,580		—		15,580
Derivative assets:
Interest rate contracts	36	55,466	344		—		55,846
Commodity contracts	—	2,667	6		—		2,673
Equity contracts	1,522	4,221	2,081		—		7,824
Foreign exchange contracts	44	4,789	10		—		4,843
Credit contracts	—	782	719		—		1,501
Other derivative contracts	—	—	13		—		13
Netting	—	—	—		(56,894)	(6)	(56,894)
Total derivative assets (7)	1,602	67,925	3,173		(56,894)		15,806
Other assets	—	—	1,503		—		1,503
Total assets recorded at fair value	21,194	351,671	37,171		(56,894)		353,142
Derivative liabilities:
Interest rate contracts	(26)	(56,128)	(384)		—		(56,538)
Commodity contracts	—	(2,587)	(16)		—		(2,603)
Equity contracts	(449)	(5,218)	(2,127)		—		(7,794)
Foreign exchange contracts	(75)	(4,432)	(1)		—		(4,508)
Credit contracts	—	(806)	(1,094)		—		(1,900)
Other derivative contracts	—	—	(16)		—		(16)
Netting	—	—	—		63,739	(6)	63,739
Total derivative liabilities (7)	(550)	(69,171)	(3,638)		63,739		(9,620)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(4,311)	(2,063)	—		—		(6,374)
Securities of U.S. states and political subdivisions	—	(24)	—		—		(24)
Corporate debt securities	—	(4,683)	—		—		(4,683)
Equity securities	(1,788)	(48)	—		—		(1,836)
Other securities	—	(95)	—		—		(95)
Total short sale liabilities	(6,099)	(6,913)	—		—		(13,012)
Other liabilities (excluding derivatives)	—	—	(39)		—		(39)
Total liabilities recorded at fair value	(6,649)	(76,084)	(3,677)		63,739		(22,671)

(1)	Includes collateralized debt obligations of $2 million.

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

(4)	Includes collateralized debt obligations of $693 million.

(5)	Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information.

(6)	Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 (Derivatives) for additional information.

(7)	Derivative assets and derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets and trading liabilities, respectively.

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

	Transfers Between Fair Value Levels
	Level 1		Level 2		Level 3 (1)
(in millions)	In	Out	In	Out	In	Out	Total
Year ended December 31, 2014
Trading assets (excluding derivatives)	$—	(11)	70	(31)	31	(59)	—
Available-for-sale securities	—	(8)	370	(148)	148	(362)	—
Mortgages held for sale	—	—	229	(440)	440	(229)	—
Loans	—	—	49	(270)	270	(49)	—
Net derivative assets and liabilities (2)	—	—	(134)	20	(20)	134	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$—	(19)	584	(869)	869	(565)	—
Year ended December 31, 2013
Trading assets (excluding derivatives) (3)	$—	(242)	535	(56)	52	(289)	—
Available-for-sale securities (3)(4)	17	—	12,830	(117)	100	(12,830)	—
Mortgages held for sale	—	—	343	(336)	336	(343)	—
Loans	—	—	193	—	—	(193)	—
Net derivative assets and liabilities (2)	—	—	(142)	13	(13)	142	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$17	(242)	13,759	(496)	475	(13,513)	—
Year ended December 31, 2012
Trading assets (excluding derivatives)	$23	—	16	(37)	14	(16)	—
Available-for-sale securities (5)	8	—	9,832	(68)	60	(9,832)	—
Mortgages held for sale	—	—	298	(488)	488	(298)	—
Loans (6)	—	—	41	(5,851)	5,851	(41)	—
Net derivative assets and liabilities	—	—	51	8	(8)	(51)	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$31	—	10,238	(6,436)	6,405	(10,238)	—

(1)	All transfers in and out of Level 3 are disclosed within the recurring Level 3 rollforward table in this Note.

(2)
Consists of net derivative liabilities that were transferred from Level 3 to Level 2 due to increased observable market data. Also includes net derivative liabilities that were transferred from Level 2 to Level 3 due to a decrease in observable market data.

(3)
Consists of $231 million of collateralized loan obligations classified as trading assets and $12.5 billion classified as available-for-sale securities that we transferred from Level 3 to Level 2 in 2013 as a result of increased observable market data in the valuation of such instruments.

(4)
Transfers out of available-for-sale securities classified as Level 3 exclude $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

(5)
Includes $9.4 billion of securities of U.S. states and political subdivisions that we transferred from Level 3 to Level 2 as a result of increased observable market data in the valuation of such instruments. This transfer was done in conjunction with a change in our valuation technique from an internal model based upon unobservable inputs to third-party vendor pricing based upon market observable data.

(6)
Consists of reverse mortgage loans securitized with GNMA which were accounted for as secured borrowing transactions. We transferred the loans from Level 2 to Level 3 due to decreased market activity and visibility to significant trades of the same or similar products. As a result, we changed our valuation technique from an internal model based on market observable data to an internal discounted cash flow model based on unobservable inputs.

Note 17: Fair Values of Assets and Liabilities (continued)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2014, are summarized as follows:

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2014
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$39	1	—	(2)	—	(31)	7	—
Collateralized loan and other debt obligations	541	36	—	(121)	4	(15)	445	(48)
Corporate debt securities	53	—	—	(21)	26	(4)	54	1
Mortgage-backed securities	1	—	—	2	—	(3)	—	—
Asset-backed securities	122	32	—	(70)	—	(5)	79	32
Equity securities	13	—	—	(3)	—	—	10	—
Total trading securities	769	69	—	(215)	30	(58)	595	(15)
Other trading assets	54	(10)	—	11	1	(1)	55	(1)
Total trading assets (excluding derivatives)	823	59	—	(204)	31	(59)	650	(16)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	3,214	21	(86)	(569)	59	(362)	2,277	(2)
Mortgage-backed securities:
Residential	64	11	(5)	(46)	—	—	24	—
Commercial	138	9	(1)	(37)	—	—	109	(4)
Total mortgage-backed securities	202	20	(6)	(83)	—	—	133	(4)
Corporate debt securities	281	25	(25)	(29)	—	—	252	—
Collateralized loan and other debt obligations	1,420	117	(47)	(403)	—	—	1,087	(2)
Asset-backed securities:
Auto loans and leases	492	—	(33)	(214)	—	—	245	—
Home equity loans	—	—	—	—	—	—	—	—
Other asset-backed securities	1,657	5	(6)	(373)	89	—	1,372	—
Total asset-backed securities	2,149	5	(39)	(587)	89	—	1,617	—
Total debt securities	7,266	188	(203)	(1,671)	148	(362)	5,366	(8)	(4)
Marketable equity securities:
Perpetual preferred securities	729	8	(29)	(45)	—	—	663	—
Other marketable equity securities	—	4	—	(4)	—	—	—	—
Total marketable equity securities	729	12	(29)	(49)	—	—	663	—	(5)
Total available-for-sale securities	7,995	200	(232)	(1,720)	148	(362)	6,029	(8)
Mortgages held for sale	2,374	4	—	(276)	440	(229)	2,313	7	(6)
Loans	5,723	(52)	—	(104)	270	(49)	5,788	(32)	(6)
Mortgage servicing rights (residential) (7)	15,580	(4,031)	—	1,189	—	—	12,738	(2,122)	(6)
Net derivative assets and liabilities:
Interest rate contracts	(40)	1,588	—	(1,255)	—	—	293	317
Commodity contracts	(10)	(21)	—	(2)	(3)	37	1	(1)
Equity contracts	(46)	96	—	(214)	(17)	97	(84)	(42)
Foreign exchange contracts	9	5	—	(14)	—	—	—	—
Credit contracts	(375)	26	—	160	—	—	(189)	(38)
Other derivative contracts	(3)	(41)	—	—	—	—	(44)	(40)
Total derivative contracts	(465)	1,653	—	(1,325)	(20)	134	(23)	196	(8)
Other assets	1,503	514	—	576	—	—	2,593	(8)	(3)
Short sale liabilities	—	1	—	(7)	—	—	(6)	1	(3)
Other liabilities (excluding derivatives)	(39)	(10)	—	21	—	—	(28)	(1)	(6)

(1)	See next page for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Included in net gains (losses) from debt securities in the income statement.

(5)	Included in net gains (losses) from equity investments in the income statement.

(6)	Included in mortgage banking and other noninterest income in the income statement.

(7)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(8)	Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

(continued from previous page)

The following table presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2014.

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2014
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$10	(12)	—	—	(2)
Collateralized loan and other debt obligations	1,057	(1,174)	—	(4)	(121)
Corporate debt securities	85	(106)	—	—	(21)
Mortgage-backed securities	3	(1)	—	—	2
Asset-backed securities	17	(47)	—	(40)	(70)
Equity securities	—	—	—	(3)	(3)
Total trading securities	1,172	(1,340)	—	(47)	(215)
Other trading assets	11	(1)	1	—	11
Total trading assets (excluding derivatives)	1,183	(1,341)	1	(47)	(204)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	73	(144)	336	(834)	(569)
Mortgage-backed securities:
Residential	—	(44)	—	(2)	(46)
Commercial	—	(31)	—	(6)	(37)
Total mortgage-backed securities	—	(75)	—	(8)	(83)
Corporate debt securities	21	(32)	10	(28)	(29)
Collateralized loan and other debt obligations	134	(34)	—	(503)	(403)
Asset-backed securities:
Auto loans and leases	—	—	—	(214)	(214)
Home equity loans	—	—	—	—	—
Other asset-backed securities	117	(16)	522	(996)	(373)
Total asset-backed securities	117	(16)	522	(1,210)	(587)
Total debt securities	345	(301)	868	(2,583)	(1,671)
Marketable equity securities:
Perpetual preferred securities	—	—	—	(45)	(45)
Other marketable equity securities	—	(4)	—	—	(4)
Total marketable equity securities	—	(4)	—	(45)	(49)
Total available-for-sale securities	345	(305)	868	(2,628)	(1,720)
Mortgages held for sale	208	(276)	167	(375)	(276)
Loans	76	—	438	(618)	(104)
Mortgage servicing rights (residential)	—	(7)	1,196	—	1,189
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(1,255)	(1,255)
Commodity contracts	—	—	—	(2)	(2)
Equity contracts	—	(116)	—	(98)	(214)
Foreign exchange contracts	—	—	—	(14)	(14)
Credit contracts	3	(2)	—	159	160
Other derivative contracts	—	—	—	—	—
Total derivative contracts	3	(118)	—	(1,210)	(1,325)
Other assets	608	(1)	—	(31)	576
Short sale liabilities	20	(27)	—	—	(7)
Other liabilities (excluding derivatives)	—	—	—	21	21

Note 17: Fair Values of Assets and Liabilities (continued)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013, are summarized as follows:

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2013
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$46	3	—	(10)	—	—	39	—
Collateralized loan and other debt obligations	742	67	—	(37)	—	(231)	541	(33)
Corporate debt securities	52	9	—	(1)	13	(20)	53	6
Mortgage-backed securities	6	1	—	9	—	(15)	1	1
Asset-backed securities	138	16	—	(35)	25	(22)	122	15
Equity securities	3	—	—	(3)	13	—	13	—
Total trading securities	987	96	—	(77)	51	(288)	769	(11)
Other trading assets	76	(22)	—	—	1	(1)	54	(8)
Total trading assets (excluding derivatives)	1,063	74	—	(77)	52	(289)	823	(19)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	3,631	11	(85)	(182)	53	(214)	3,214	—
Mortgage-backed securities:
Residential	94	17	(1)	(40)	—	(6)	64	—
Commercial	203	(13)	28	(58)	—	(22)	138	(8)
Total mortgage-backed securities	297	4	27	(98)	—	(28)	202	(8)
Corporate debt securities	274	10	(10)	(13)	23	(3)	281	—
Collateralized loan and other debt obligations	13,188	8	124	625	—	(12,525)	1,420	—
Asset-backed securities:
Auto loans and leases	5,921	(1)	(34)	(1,067)	—	(4,327)	492	—
Home equity loans	51	3	(1)	(5)	—	(48)	—	—
Other asset-backed securities	3,283	27	19	31	24	(1,727)	1,657	(7)
Total asset-backed securities	9,255	29	(16)	(1,041)	24	(6,102)	2,149	(7)	(4)
Total debt securities	26,645	62	40	(709)	100	(18,872)	7,266	(15)	(5)
Marketable equity securities:
Perpetual preferred securities	794	10	(2)	(73)	—	—	729	—
Other marketable equity securities	—	—	—	—	—	—	—	—
Total marketable equity securities	794	10	(2)	(73)	—	—	729	—	(6)
Total available-for-sale securities	27,439	72	38	(782)	100	(18,872)	7,995	(15)
Mortgages held for sale	3,250	5	—	(874)	336	(343)	2,374	(74)	(7)
Loans	6,021	(211)	—	106	—	(193)	5,723	(178)	(7)
Mortgage servicing rights (residential) (8)	11,538	1,156	—	2,886	—	—	15,580	3,398	(7)
Net derivative assets and liabilities:
Interest rate contracts	659	(662)	—	(39)	—	2	(40)	(186)
Commodity contracts	21	—	—	(66)	(1)	36	(10)	(19)
Equity contracts	(122)	(151)	—	137	(14)	104	(46)	48
Foreign exchange contracts	21	(15)	—	1	2	—	9	(8)
Credit contracts	(1,150)	(30)	—	805	—	—	(375)	345
Other derivative contracts	(78)	75	—	—	—	—	(3)	—
Total derivative contracts	(649)	(783)	—	838	(13)	142	(465)	180	(9)
Other assets	162	315	—	1,026	—	—	1,503	(2)	(3)
Short sale liabilities	—	—	—	—	—	—	—	—	(3)
Other liabilities (excluding derivatives)	(49)	3	—	7	—	—	(39)	5	(7)

(1)	See next page for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Level 3 transfers out include $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

(5)	Included in net gains (losses) from debt securities in the income statement.

(6)	Included in net gains (losses) from equity investments in the income statement.

(7)	Included in mortgage banking and other noninterest income in the income statement.

(8)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(9)	Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

(continued from previous page)

The following table presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013.

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2013
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$127	(136)	—	(1)	(10)
Collateralized loan and other debt obligations	1,030	(1,064)	—	(3)	(37)
Corporate debt securities	117	(117)	—	(1)	(1)
Mortgage-backed securities	429	(420)	—	—	9
Asset-backed securities	53	(45)	—	(43)	(35)
Equity securities	—	(3)	—	—	(3)
Total trading securities	1,756	(1,785)	—	(48)	(77)
Other trading assets	—	—	—	—	—
Total trading assets (excluding derivatives)	1,756	(1,785)	—	(48)	(77)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	—	(69)	648	(761)	(182)
Mortgage-backed securities:
Residential	—	(37)	—	(3)	(40)
Commercial	—	(1)	—	(57)	(58)
Total mortgage-backed securities	—	(38)	—	(60)	(98)
Corporate debt securities	—	—	20	(33)	(13)
Collateralized loan and other debt obligations	1,008	(14)	—	(369)	625
Asset-backed securities:
Auto loans and leases	1,751	—	1,047	(3,865)	(1,067)
Home equity loans	—	(5)	—	—	(5)
Other asset-backed securities	1,164	(36)	1,116	(2,213)	31
Total asset-backed securities	2,915	(41)	2,163	(6,078)	(1,041)
Total debt securities	3,923	(162)	2,831	(7,301)	(709)
Marketable equity securities:
Perpetual preferred securities	—	(20)	—	(53)	(73)
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	(20)	—	(53)	(73)
Total available-for-sale securities	3,923	(182)	2,831	(7,354)	(782)
Mortgages held for sale	286	(574)	—	(586)	(874)
Loans	23	—	452	(369)	106
Mortgage servicing rights (residential)	—	(583)	3,469	—	2,886
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(39)	(39)
Commodity contracts	—	—	—	(66)	(66)
Equity contracts	—	(148)	—	285	137
Foreign exchange contracts	—	—	—	1	1
Credit contracts	7	(5)	(4)	807	805
Other derivative contracts	—	—	—	—	—
Total derivative contracts	7	(153)	(4)	988	838
Other assets	1,064	(2)	—	(36)	1,026
Short sale liabilities	8	(8)	—	—	—
Other liabilities (excluding derivatives)	—	—	(4)	11	7

Note 17: Fair Values of Assets and Liabilities (continued)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2012 are summarized as follows:

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2012
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$53	3	—	(10)	—	—	46	—
Collateralized loan and other debt obligations	1,582	(191)	—	(649)	—	—	742	(47)
Corporate debt securities	97	—	—	(45)	—	—	52	(3)
Mortgage-backed securities	108	8	—	(110)	—	—	6	2
Asset-backed securities	190	48	—	(98)	14	(16)	138	23
Equity securities	4	—	—	(1)	—	—	3	—
Total trading securities	2,034	(132)	—	(913)	14	(16)	987	(25)
Other trading assets	115	(39)	—	—	—	—	76	(19)
Total trading assets (excluding derivatives)	2,149	(171)	—	(913)	14	(16)	1,063	(44)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	11,516	10	160	1,347	—	(9,402)	3,631	—
Mortgage-backed securities:
Residential	61	12	16	50	29	(74)	94	(1)
Commercial	232	(56)	57	(30)	—	—	203	(56)
Total mortgage-backed securities	293	(44)	73	20	29	(74)	297	(57)
Corporate debt securities	295	20	19	(20)	1	(41)	274	—
Collateralized loan and other debt obligations	8,599	135	514	3,940	—	—	13,188	—
Asset-backed securities:
Auto loans and leases	6,641	3	3	(726)	—	—	5,921	—
Home equity loans	282	15	14	(3)	29	(286)	51	(1)
Other asset-backed securities	2,863	(29)	148	329	1	(29)	3,283	(6)
Total asset-backed securities	9,786	(11)	165	(400)	30	(315)	9,255	(7)
Total debt securities	30,489	110	931	4,887	60	(9,832)	26,645	(64)	(4)
Marketable equity securities:
Perpetual preferred securities	1,344	91	(30)	(611)	—	—	794	—
Other marketable equity securities	23	2	(16)	(9)	—	—	—	—
Total marketable equity securities	1,367	93	(46)	(620)	—	—	794	—	(5)
Total available-for-sale securities	31,856	203	885	4,267	60	(9,832)	27,439	(64)
Mortgages held for sale	3,410	(42)	—	(308)	488	(298)	3,250	(30)	(6)
Loans	23	43	—	145	5,851	(41)	6,021	43	(6)
Mortgage servicing rights (residential) (7)	12,603	(5,954)	—	4,889	—	—	11,538	(2,893)	(6)
Net derivative assets and liabilities:
Interest rate contracts	609	7,397	—	(7,349)	—	2	659	562
Commodity contracts	—	78	—	(50)	(8)	1	21	40
Equity contracts	(75)	(11)	—	18	—	(54)	(122)	(16)
Foreign exchange contracts	(7)	23	—	5	—	—	21	30
Credit contracts	(1,998)	38	—	810	—	—	(1,150)	41
Other derivative contracts	(117)	40	(1)	—	—	—	(78)	—
Total derivative contracts	(1,588)	7,565	(1)	(6,566)	(8)	(51)	(649)	657	(8)
Other assets	244	(21)	—	(61)	—	—	162	(8)	(3)
Short sale liabilities	—	—	—	—	—	—	—	—	(3)
Other liabilities (excluding derivatives)	(44)	(43)	—	38	—	—	(49)	—	(6)

(1)	See next page for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Included in net gains (losses) from debt securities in the income statement.

(5)	Included in net gains (losses) from equity investments in the income statement.

(6)	Included in mortgage banking and other noninterest income in the income statement.

(7)	For more information on the change in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(8)	Included in mortgage banking, trading activities and other noninterest income in the income statement.

(continued on following page)

(continued from previous page)

The following table presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2012.

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2012
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$85	(95)	—	—	(10)
Collateralized loan and other debt obligations	829	(1,478)	—	—	(649)
Corporate debt securities	192	(237)	—	—	(45)
Mortgage-backed securities	49	(159)	—	—	(110)
Asset-backed securities	116	(169)	—	(45)	(98)
Equity securities	1	(2)	—	—	(1)
Total trading securities	1,272	(2,140)	—	(45)	(913)
Other trading assets	—	—	—	—	—
Total trading assets (excluding derivatives)	1,272	(2,140)	—	(45)	(913)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	1,847	(37)	1,011	(1,474)	1,347
Mortgage-backed securities:
Residential	86	(34)	—	(2)	50
Commercial	39	—	—	(69)	(30)
Total mortgage-backed securities	125	(34)	—	(71)	20
Corporate debt securities	26	(37)	—	(9)	(20)
Collateralized loan and other debt obligations	5,608	(185)	—	(1,483)	3,940
Asset-backed securities:
Auto loans and leases	3,004	—	666	(4,396)	(726)
Home equity loans	—	(2)	—	(1)	(3)
Other asset-backed securities	2,074	(159)	1,401	(2,987)	329
Total asset-backed securities	5,078	(161)	2,067	(7,384)	(400)
Total debt securities	12,684	(454)	3,078	(10,421)	4,887
Marketable equity securities:
Perpetual preferred securities	—	—	—	(611)	(611)
Other marketable equity securities	—	(8)	—	(1)	(9)
Total marketable equity securities	—	(8)	—	(612)	(620)
Total available-for-sale securities	12,684	(462)	3,078	(11,033)	4,267
Mortgages held for sale	441	—	—	(749)	(308)
Loans	2	—	257	(114)	145
Mortgage servicing rights (residential)	—	(293)	5,182	—	4,889
Net derivative assets and liabilities:
Interest rate contracts	11	—	—	(7,360)	(7,349)
Commodity contracts	—	(2)	—	(48)	(50)
Equity contracts	386	(375)	1	6	18
Foreign exchange contracts	2	(3)	—	6	5
Credit contracts	(6)	3	—	813	810
Other derivative contracts	—	—	—	—	—
Total derivative contracts	393	(377)	1	(6,583)	(6,566)
Other assets	19	(8)	—	(72)	(61)
Short sale liabilities	9	(9)	—	—	—
Other liabilities (excluding derivatives)	(3)	11	(216)	246	38

The following table provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of our Level 3 assets and liabilities measured at fair value on a recurring basis for which we use an internal model.
The significant unobservable inputs for Level 3 assets and liabilities that are valued using fair values obtained from third-party vendors are not included in the table as the specific inputs applied are not provided by the vendor (see discussion regarding vendor-developed valuations within the “Level 3 Asset and

Liability Valuation Processes” section previously within this Note). In addition, the table excludes the valuation techniques and significant unobservable inputs for certain classes of Level 3 assets and liabilities measured using an internal model that we consider, both individually and in the aggregate, insignificant relative to our overall Level 3 assets and liabilities. We made this determination based upon an evaluation of each class which considered the magnitude of the positions, nature of the unobservable inputs and potential for significant changes in fair value due to changes in those inputs.

Note 17: Fair Values of Assets and Liabilities (continued)

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs				Weighted Average (1)
December 31, 2014
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	$1,900		Discounted cash flow	Discount rate	0.4	-	5.6%		1.5
	61		Vendor priced
Auction rate securities and other municipal bonds	323		Discounted cash flow	Discount rate	1.5	-	7.6		3.9
				Weighted average life	1.3	-	19.4	yrs	6.4
Collateralized loan and other debt obligations (2)	565		Market comparable pricing	Comparability adjustment	(53.9)	-	25.0%		0.9
	967		Vendor priced
Asset-backed securities:
Auto loans and leases	245		Discounted cash flow	Discount rate	0.4	-	0.4		0.4
Other asset-backed securities:
Diversified payment rights (3)	661		Discounted cash flow	Discount rate	0.9	-	7.1		2.9
Other commercial and consumer	750	(4)	Discounted cash flow	Discount rate	1.9	-	21.5		5.0
				Weighted average life	1.6	-	10.7	yrs	4.0
	40		Vendor priced
Marketable equity securities: perpetual preferred	663	(5)	Discounted cash flow	Discount rate	4.1	-	9.3%		6.6
				Weighted average life	1.0	-	11.8	yrs	9.7
Mortgages held for sale (residential)	2,235		Discounted cash flow	Default rate	0.4	-	15.0%		2.6
				Discount rate	1.1	-	7.7		5.2
				Loss severity	0.1	-	26.4		18.3
				Prepayment rate	2.0	-	15.5		8.1
	78		Market comparable pricing	Comparability adjustment	(93.0)	-	10.0		(30.0)
Loans	5,788	(6)	Discounted cash flow	Discount rate	0.0	-	3.8		3.1
				Prepayment rate	0.6	-	100.0		11.2
				Utilization rate	0.0	-	1.0		0.4
Mortgage servicing rights (residential)	12,738		Discounted cash flow	Cost to service per loan (7)	$86	-	683		179
				Discount rate	5.9	-	16.9%		7.6
				Prepayment rate (8)	8.0	-	22.0		12.5
Net derivative assets and (liabilities):
Interest rate contracts	196		Discounted cash flow	Default rate	0.00	-	0.02		0.01
				Loss severity	50.0	-	50.0		50.0
Interest rate contracts: derivative loan commitments	97		Discounted cash flow	Fall-out factor	1.0	-	99.0		24.5
				Initial-value servicing	(31.1)	-	113.3	bps	46.5
Equity contracts	162		Discounted cash flow	Conversion factor	(11.2)	-	0.0%		(8.4)
				Weighted average life	1.0	-	2.0	yrs	1.3
	(246)		Option model	Correlation factor	(56.0)	-	96.3%		42.1
				Volatility factor	8.3	-	80.9		28.3
Credit contracts	(192)		Market comparable pricing	Comparability adjustment	(28.6)	-	26.3		1.8
	3		Option model	Credit spread	0.0	-	17.0		0.9
				Loss severity	11.5	-	72.5		48.7

Other assets: nonmarketable equity investments	2,512		Market comparable pricing	Comparability adjustment	(19.7)	-	(4.0)		(14.7)

Insignificant Level 3 assets, net of liabilities	507	(9)
Total level 3 assets, net of liabilities	$30,054	(10)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $500 million of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	Consists primarily of investments in asset-backed securities that are revolving in nature, in which the timing of advances and repayments of principal are uncertain.

(5)	Consists of auction rate preferred equity securities with no maturity date that are callable by the issuer.

(6)	Consists predominantly of reverse mortgage loans securitized with GNMA which were accounted for as secured borrowing transactions.

(7)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $86 - $270.

(8)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

(9)
Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes corporate debt securities, mortgage-backed securities, other marketable equity securities, other assets, other liabilities and certain net derivative assets and liabilities, such as commodity contracts, foreign exchange contracts and other derivative contracts.

(10)	Consists of total Level 3 assets of $32.3 billion and total Level 3 liabilities of $2.3 billion, before netting of derivative balances.

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs				Weighted Average (1)
December 31, 2013
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	2,739		Discounted cash flow	Discount rate	0.4	-	6.4%		1.4
	63		Vendor priced
Auction rate securities and other municipal bonds	451		Discounted cash flow	Discount rate	0.4	-	12.3		4.6
				Weighted average life	1.4	-	13.0	yrs	4.4
Collateralized loan and other debt obligations (2)	612		Market comparable pricing	Comparability adjustment	(12.0)	-	23.3%		8.5
	1,349		Vendor priced
Asset-backed securities:
Auto loans and leases	492		Discounted cash flow	Discount rate	0.6	-	0.9		0.8
				Weighted average life	1.4	-	1.6	yrs	1.5
Other asset-backed securities:
Diversified payment rights (3)	757		Discounted cash flow	Discount rate	1.4	-	4.7%		3.0
Other commercial and consumer	944	(4)	Discounted cash flow	Discount rate	0.6	-	21.2		4.0
				Weighted average life	0.6	-	7.6	yrs	2.2
	78		Vendor priced
Marketable equity securities: perpetual preferred	729	(5)	Discounted cash flow	Discount rate	4.8	-	8.3%		7.4
				Weighted average life	1.0	-	15.0	yrs	12.2
Mortgages held for sale (residential)	2,374		Discounted cash flow	Default rate	0.6	-	12.4%		2.8
				Discount rate	3.8	-	7.9		5.5
				Loss severity	1.3	-	32.5		21.5
				Prepayment rate	2.0	-	9.9		5.4
Loans	5,723	(6)	Discounted cash flow	Discount rate	2.4	-	3.9		3.3
				Prepayment rate	3.3	-	37.8		12.2
				Utilization rate	0.0	-	2.0		0.8
Mortgage servicing rights (residential)	15,580		Discounted cash flow	Cost to service per loan (7)	$86	-	773		191
				Discount rate	5.4	-	11.2%		7.8
				Prepayment rate (8)	7.5	-	19.4		10.7
Net derivative assets and (liabilities):
Interest rate contracts	(14)		Discounted cash flow	Default rate	0.0	-	16.5		5.0
				Loss severity	44.9	-	50.0		50.0
				Prepayment rate	11.1	-	15.6		15.6
Interest rate contracts: derivative loan commitments	(26)		Discounted cash flow	Fall-out factor	1.0	-	99.0		21.8
				Initial-value servicing	(21.5)	-	81.6	bps	32.6
Equity contracts	199		Discounted cash flow	Conversion factor	(18.4)	-	0.0%		(14.1)
				Weighted average life	0.3	-	3.3	yrs	1.8
	(245)		Option model	Correlation factor	(5.3)	-	87.6%		72.2
				Volatility factor	6.8	-	81.2		25.4
Credit contracts	(378)		Market comparable pricing	Comparability adjustment	(31.3)	-	30.4		(0.1)
	3		Option model	Credit spread	0.0	-	12.2		0.7
				Loss severity	10.5	-	72.5		47.4

Other assets: nonmarketable equity investments	1,386		Market comparable pricing	Comparability adjustment	(30.6)	-	(5.4)		(21.9)

Insignificant Level 3 assets, net of liabilities	678	(9)
Total level 3 assets, net of liabilities	$33,494	(10)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $695 million of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	Consists primarily of investments in asset-backed securities that are revolving in nature, in which the timing of advances and repayments of principal are uncertain.

(5)	Consists of auction rate preferred equity securities with no maturity date that are callable by the issuer.

(6)	Consists predominantly of reverse mortgage loans securitized with GNMA which were accounted for as secured borrowing transactions.

(7)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $86 - $302.

(8)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

(9)
Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes corporate debt securities, mortgage-backed securities, asset-backed securities backed by home equity loans, other assets, other liabilities and certain net derivative assets and liabilities, such as commodity contracts and other derivative contracts.

(10)	Consists of total Level 3 assets of $37.2 billion and total Level 3 liabilities of $3.7 billion, before netting of derivative balances.

Note 17: Fair Values of Assets and Liabilities (continued)

The valuation techniques used for our Level 3 assets and liabilities, as presented in the previous tables, are described as follows:

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

•
Vendor-priced - Prices obtained from third-party pricing vendors or brokers that are used to record the fair value of the asset or liability, of which the related valuation technique and significant unobservable inputs are not provided.

Significant unobservable inputs presented in the previous tables are those we consider significant to the fair value of the Level 3 asset or liability. We consider unobservable inputs to be significant, if by their exclusion, the fair value of the Level 3 asset or liability would be impacted by a predetermined percentage change or based on qualitative factors, such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the tables.

•
Comparability adjustment - is an adjustment made to observed market data, such as a transaction price in order to reflect dissimilarities in underlying collateral, issuer, rating, or other factors used within a market valuation approach expressed as a percentage of an observed price.

•	Conversion Factor - is the risk-adjusted rate in which a particular instrument may be exchanged for another instrument upon settlement, expressed as a percentage change from a specified rate.

•
Correlation factor - is the likelihood of one instrument changing in price relative to another based on an established relationship expressed as a percentage of relative change in price over a period over time.

•
Cost to service - is the expected cost per loan of servicing a portfolio of loans, which includes estimates for unreimbursed expenses (including delinquency and foreclosure costs) that may occur as a result of servicing such loan portfolios.

•
Credit spread - is the portion of the interest rate in excess of a benchmark interest rate, such as OIS, LIBOR or U.S. Treasury rates, that when applied to an investment captures changes in the obligor’s creditworthiness.

•	Default rate - is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate (CDR).

•
Discount rate - is a rate of return used to present value the future expected cash flow to arrive at the fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, OIS, LIBOR or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.

•	Fall-out factor - is the expected percentage of loans associated with our interest rate lock commitment portfolio that are likely of not funding.

•
Initial-value servicing - is the estimated value of the underlying loan, including the value attributable to the embedded servicing right, expressed in basis points of outstanding unpaid principal balance.

•	Loss severity – is the percentage of contractual cash flows lost in the event of a default.

•	Prepayment rate - is the estimated rate at which forecasted prepayments of principal of the related loan or debt instrument are expected to occur, expressed as a constant prepayment rate (CPR).

•	Utilization rate - is the estimated rate in which incremental portions of existing reverse mortgage credit lines are expected to be drawn by borrowers expressed as an annualized rate.

•	Volatility factor - is the extent of change in price an item is estimated to fluctuate over a specified period of time expressed as a percentage of relative change in price over a period over time.

•
Weighted average life - is the weighted average number of years an investment is expected to remain outstanding, based on its expected cash flows reflecting the estimated date the issuer will call or extend the maturity of the instrument or otherwise reflecting an estimate of the timing of an instrument’s cash flows whose timing is not contractually fixed.

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity
We generally use discounted cash flow or similar internal modeling techniques to determine the fair value of our Level 3 assets and liabilities. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs as indicated in the preceding tables. Accordingly, changes in these unobservable inputs may have a significant impact on fair value.
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

SECURITIES, LOANS, MORTGAGES HELD FOR SALE and NONMARKETABLE EQUITY INVESTMENTS  The fair values of predominantly all Level 3 trading securities, mortgages held for sale, loans, other nonmarketable equity investments, and available-for-sale securities have consistent inputs, valuation techniques and correlation to changes in underlying inputs. The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs within a discounted cash flow or market comparable pricing valuation technique. Such inputs include discount rate, prepayment rate, default rate, loss severity, utilization rate, comparability adjustment and weighted average life.
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

MORTGAGE SERVICING RIGHTS  We use a discounted cash flow valuation technique to determine the fair value of Level 3 mortgage servicing rights. These models utilize certain significant unobservable inputs including prepayment rate, discount rate and costs to service. An increase in any of these unobservable inputs will reduce the fair value of the mortgage servicing rights and alternatively, a decrease in any one of these inputs would result in the mortgage servicing rights increasing in value. Generally, a change in the assumption used for the default rate is accompanied by a directionally similar change in the assumption used for cost to service and a directionally opposite change in the assumption used for prepayment. The sensitivity of our residential MSRs is discussed further in Note 8 (Securitizations and Variable Interest Entities).

Note 17: Fair Values of Assets and Liabilities (continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. The following table provides the fair value hierarchy and carrying amount of all assets that were still held as of December 31, 2014, and 2013, and for which a nonrecurring fair adjustment was recorded during the years then ended.

	December 31, 2014				December 31, 2013
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mortgages held for sale (LOCOM) (1)	$—	2,197	1,098	3,295	—	1,126	893	2,019
Loans held for sale	—	—	—	—	—	14	—	14
Loans:
Commercial	—	243	—	243	—	414	—	414
Consumer	—	2,018	5	2,023	—	3,690	7	3,697
Total loans (2)	—	2,261	5	2,266	—	4,104	7	4,111
Other assets (3)	—	417	460	877	—	445	740	1,185

(1)	Mostly real estate 1-4 family first mortgage loans.

(2)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral.

(3)	Includes the fair value of foreclosed real estate, other collateral owned and nonmarketable equity investments.

The following table presents the increase (decrease) in value of certain assets for which a nonrecurring fair value adjustment has been recognized during the periods presented.

	Year ended December 31,
(in millions)	2014	2013
Mortgages held for sale (LOCOM)	$33	(23)
Loans held for sale	—	(1)
Loans:
Commercial	(125)	(216)
Consumer (1)	(1,336)	(2,050)
Total loans	(1,461)	(2,266)
Other assets (2)	(341)	(214)
Total	$(1,769)	(2,504)

(1)	Represents write-downs of loans based on the appraised value of the collateral.

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
We have excluded from the table classes of Level 3 assets and liabilities measured using an internal model that we consider, both individually and in the aggregate, insignificant relative to our overall Level 3 nonrecurring measurements. We made this determination based upon an evaluation of each class, which considered the magnitude of the positions, nature of the unobservable inputs and potential for significant changes in fair value due to changes in those inputs.

($ in millions)	Fair Value Level 3		Valuation Technique(s) (1)	Significant Unobservable Inputs (1)		Range of inputs			Weighted Average (2)
December 31, 2014
Residential mortgages held for sale (LOCOM)	$1,098	(3)	Discounted cash flow	Default rate	(5)	0.9	-	3.8%	2.1%
				Discount rate		1.5	-	8.5	3.6
				Loss severity		0.0	-	29.8	3.8
				Prepayment rate	(6)	2.0	-	100.0	65.5
Other assets: private equity fund investments (4)	171		Market comparable pricing	Comparability adjustment		6.0	-	6.0	6.0
Insignificant level 3 assets	294
Total	1,563
December 31, 2013
Residential mortgages held for sale (LOCOM)	$893	(3)	Discounted cash flow	Default rate	(5)	1.2	-	4.4%	2.7%
				Discount rate		4.3	-	12.0	10.9
				Loss severity		1.6	-	48.2	5.2
				Prepayment rate	(6)	2.0	-	100.0	67.2
Other assets: private equity fund investments (4)	505		Market comparable pricing	Comparability adjustment		4.6	-	4.6	4.6
Insignificant level 3 assets	242
Total	1,640

(1)	Refer to the narrative following the recurring quantitative Level 3 table of this Note for a definition of the valuation technique(s) and significant unobservable inputs.

(2)	For residential MHFS, weighted averages are calculated using outstanding unpaid principal balance of the loans.

(3)
Consists of $1.0 billion and $825 million government insured/guaranteed loans purchased from GNMA-guaranteed mortgage securitization, at December 31, 2014 and 2013,respectively and $78 million and $68 million of other mortgage loans that are not government insured/guaranteed at December 31, 2014 and 2013, respectively.

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

(in millions)	Fair value	Unfunded commitments	Redemption frequency	Redemption notice period
December 31, 2014
Offshore funds	$125	—	Daily - Quarterly	1 - 60 days
Hedge funds	1	—	Daily - Quarterly	1-90 days
Private equity funds (1)(2)	1,313	243	N/A	N/A
Venture capital funds (2)	68	9	N/A	N/A
Total (3)	$1,507	252
December 31, 2013
Offshore funds	$308	—	Daily-Quarterly	1-180 days
Hedge funds	2	—	Monthly-Semi Annually	5-95 days
Private equity funds (1)(2)	1,496	316	N/A	N/A
Venture capital funds (2)	63	14	N/A	N/A
Total (3)	$1,869	330

N/A - Not applicable

(1)
Excludes a private equity fund investment of $171 million and $505 million at December 31, 2014, and December 31, 2013, respectively for which we recorded a nonrecurring fair value adjustment during the periods then ended. The investment is probable of being sold for an amount different from the fund’s NAV; therefore, the investment’s fair value has been estimated using recent transaction information. This investment is subject to the Volcker Rule, which includes provisions that restrict banking entities from owning interests in certain types of funds.

(2)	Includes certain investments subject to the Volcker Rule that we may have to divest.

(3)
December 31, 2014, and December 31, 2013, include $1.3 billion and $1.5 billion, respectively, of fair value for nonmarketable equity investments carried at cost for which we use NAVs as a practical expedient for determining nonrecurring fair value adjustments. The fair values of investments that had nonrecurring fair value adjustments were $108 million and $88 million at December 31, 2014, and December 31, 2013 respectively.

Offshore funds primarily invest in foreign mutual funds. Redemption restrictions are in place for these investments with a fair value of $24 million and $144 million at December 31, 2014 and December 31,2013, respectively, due to lock-up provisions that will remain in effect until February 2017.
Private equity funds invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buyouts, recapitalizations and expansion opportunities. These investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate, which we expect to occur over the next 6 years.
Venture capital funds invest in domestic and foreign companies in a variety of industries, including information technology, financial services and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate, which we expect to occur over the next 5 years.

Fair Value Option
The fair value option is an irrevocable election, generally only permitted upon initial recognition of financial assets or liabilities, to measure eligible financial instruments at fair value with changes in fair value reflected in earnings. We may elect the fair value option to align the measurement model with how the financial assets or liabilities are managed or to reduce complexity or accounting asymmetry. Following is a discussion of the portfolios for which we elected the fair value option.

TRADING ASSETS - LOANS We engage in holding loans for market-making purposes to support the buying and selling demands of our customers. These loans are generally held for a short period of time and managed within parameters of internally approved market risk limits. We have elected to measure and carry them at fair value, which best aligns with our risk management practices. Fair value for these loans is primarily determined using readily available market data based on recent transaction prices for similar loans.

MORTGAGES HELD FOR SALE (MHFS) We measure MHFS at fair value for MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with economic hedge derivatives along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.

LOANS HELD FOR SALE (LHFS) We elected to measure certain LHFS portfolios at fair value in conjunction with customer accommodation activities, which better aligns the measurement basis of the assets held with our management objectives given the trading nature of these portfolios.

LOANS Loans that we measure at fair value consist predominantly of reverse mortgage loans previously transferred under a GNMA reverse mortgage securitization program accounted for as a secured borrowing. Before the transfer, they were classified as MHFS measured at fair value and, as such, remain carried on our balance sheet under the fair value option.

OTHER FINANCIAL INSTRUMENTS We elected to measure at fair value certain letters of credit and nonmarketable equity securities that are hedged with derivative instruments to better reflect the economics of the transactions. The letters of credit are included in trading account assets or liabilities, and the nonmarketable equity securities are included in other assets.
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
The following table reflects differences between the fair value carrying amount of certain assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

	December 31, 2014			December 31, 2013
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Trading assets - loans:
Total loans	$1,387	1,410	(23)	2,360	2,385	(25)
Nonaccrual loans	—	1	(1)	26	32	(6)
Mortgages held for sale:
Total loans	15,565	15,246	319	13,879	13,966	(87)
Nonaccrual loans	160	252	(92)	205	359	(154)
Loans 90 days or more past due and still accruing	27	30	(3)	39	46	(7)
Loans held for sale:
Total loans	1	10	(9)	1	9	(8)
Nonaccrual loans	1	10	(9)	1	9	(8)
Loans:
Total loans	5,788	5,527	261	5,995	5,674	321
Nonaccrual loans	367	376	(9)	188	188	—
Other assets (1)	2,512	n/a	n/a	1,386	n/a	n/a
Long-term debt	—	—	—	—	(199)	199	(2)

(1)	Consists of nonmarketable equity investments carried at fair value. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) for more information.

(2)
Represents collateralized, non-recourse debt securities issued by certain of our consolidated securitization VIEs that are held by third party investors. To the extent cash flows from the underlying collateral are not sufficient to pay the unpaid principal amount of the debt, those third party investors absorb losses.

Note 17: Fair Values of Assets and Liabilities (continued)

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

						Year ended December 31,
	2014			2013			2012
(in millions)	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income
Trading assets - loans	$—	29	4	—	40	3	—	14	1
Mortgages held for sale	2,211	—	—	2,073	—	—	8,240	—	1
Loans held for sale	—	—	—	—	—	—	—	—	21
Loans	—	—	(49)	—	—	(216)	—	—	63
Other assets	—	—	518	—	—	324	—	—	—
Long-term debt	—	—	—	—	—	—	—	—	(27)
Other interests held (1)	—	(12)	—		(15)	—	—	(42)	34

(1)	Consists of retained interests in securitizations and changes in fair value of letters of credit.

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

	Year ended December 31,
(in millions)	2014	2013	2012
Gains (losses) attributable to instrument-specific credit risk:
Trading assets - loans	$29	40	14
Mortgages held for sale	60	126	(124)
Loans held for sale	—	—	21
Total	$89	166	(89)

Disclosures about Fair Value of Financial Instruments
The table below is a summary of fair value estimates for financial instruments, excluding financial instruments recorded at fair value on a recurring basis as they are included within the Assets and Liabilities Recorded at Fair Value on a Recurring Basis table included earlier in this Note. The carrying amounts in the following table are recorded on the balance sheet under the indicated captions, except for nonmarketable equity investments, which are included in Other Assets.
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

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2014
Financial assets
Cash and due from banks (1)	$19,571	19,571	—	—	19,571
Federal funds sold, securities purchased under resale agreements and other short-term investments (1)	258,429	8,991	249,438	—	258,429
Held-to-maturity securities	55,483	41,548	9,021	5,790	56,359
Mortgages held for sale (2)	3,971	—	2,875	1,098	3,973
Loans held for sale (2)	721	—	739	—	739
Loans, net (3)	832,671	—	60,052	784,786	844,838
Nonmarketable equity investments (cost method)	7,033	—	—	8,377	8,377
Financial liabilities
Deposits	1,168,310	—	1,132,845	35,566	1,168,411
Short-term borrowings (1)	63,518	—	63,518	—	63,518
Long-term debt (4)	183,934	—	174,996	10,479	185,475
December 31, 2013
Financial assets
Cash and due from banks (1)	$19,919	19,919	—	—	19,919
Federal funds sold, securities purchased under resale agreements and other short-term investments (1)	213,793	5,160	208,633	—	213,793
Held to maturity securities	12,346	—	6,205	6,042	12,247
Mortgages held for sale (2)	2,884	—	2,009	893	2,902
Loans held for sale (2)	132	—	136	—	136
Loans, net (3)	789,513	—	58,350	736,214	794,564
Nonmarketable equity investments (cost method)	6,978	—	—	8,635	8,635
Financial liabilities
Deposits	1,079,177	—	1,037,448	42,079	1,079,527
Short-term borrowings (1)	53,883	—	53,883	—	53,883
Long-term debt (4)	152,987	—	144,984	10,879	155,863

(1)	Amounts consist of financial instruments in which carrying value approximates fair value.

(2)	Balance reflects MHFS and LHFS, as applicable, other than those MHFS and LHFS for which election of the fair value option was made.

(3)
Loans exclude balances for which the fair value option was elected and also exclude lease financing with a carrying amount of $12.3 billion and $12.4 billion at December 31, 2014 and 2013 respectively.

(4)	The carrying amount and fair value exclude obligations under capital leases of $9 million and $11 million at December 31, 2014 and 2013, respectively.

Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table above. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the related allowance, which totaled $945 million and $597 million at December 31, 2014 and 2013, respectively.

Note 18: Preferred Stock
We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Our total authorized, issued and outstanding preferred stock is presented in the following two tables along with the Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock.

	December 31, 2014		December 31, 2013
	Liquidation preference per share	Shares authorized and designated	Liquidation preference per share	Shares authorized and designated
DEP Shares
Dividend Equalization Preferred Shares (DEP)	$10	97,000	$10	97,000
Series G
7.25% Class A Preferred Stock	15,000	50,000	15,000	50,000
Series H
Floating Class A Preferred Stock	20,000	50,000	20,000	50,000
Series I
Floating Class A Preferred Stock	100,000	25,010	100,000	25,010
Series J
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	1,000	2,300,000
Series K
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	1,000	3,500,000
Series L
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	1,000	4,025,000
Series N
5.20% Non-Cumulative Perpetual Class A Preferred Stock	25,000	30,000	25,000	30,000
Series O
5.125% Non-Cumulative Perpetual Class A Preferred Stock	25,000	27,600	25,000	27,600
Series P
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	26,400	25,000	26,400
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	69,000	25,000	69,000
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	34,500	25,000	34,500
Series S
5.900% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	80,000	—	—
Series T
6.00% Non-Cumulative Perpetual Class A Preferred Stock	25,000	32,200	—	—
ESOP
Cumulative Convertible Preferred Stock (1)	—	1,251,287	—	1,105,664
Total		11,597,997		11,340,174

(1)	See the ESOP Cumulative Convertible Preferred Stock section of this Note for additional information about the liquidation preference for the ESOP Cumulative Preferred Stock.

	December 31, 2014				December 31, 2013
(in millions, except shares)	Shares issued and outstanding	Par value	Carrying value	Discount	Shares issued and outstanding	Par value	Carrying value	Discount
DEP Shares
Dividend Equalization Preferred Shares (DEP)	96,546	—	—	—	96,546	—	—	—
Series I (1)
Floating Class A Preferred Stock	25,010	2,501	2,501	—	25,010	2,501	2,501	—
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	2,150,375	2,150	1,995	155	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	3,352,000	3,352	2,876	476	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	3,968,000	3,968	3,200	768	3,968,000	3,968	3,200	768
Series N (1)
5.20% Non-Cumulative Perpetual Class A Preferred Stock	30,000	750	750	—	30,000	750	750	—
Series O (1)
5.125% Non-Cumulative Perpetual Class A Preferred Stock	26,000	650	650	—	26,000	650	650	—
Series P (1)
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	625	625	—	25,000	625	625	—
Series Q (1)
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	69,000	1,725	1,725	—	69,000	1,725	1,725	—
Series R (1)
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	33,600	840	840	—	33,600	840	840	—
Series S (1)
5.900% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	2,000	2,000	—	—	—	—	—
Series T (1)
6.00% Non-Cumulative Perpetual Class A Preferred Stock	32,000	800	800	—	—	—	—	—
ESOP
Cumulative Convertible Preferred Stock	1,251,287	1,251	1,251	—	1,105,664	1,105	1,105	—
Total	11,138,818	$20,612	19,213	1,399	10,881,195	$17,666	16,267	1,399

(1)	Preferred shares qualify as Tier 1 capital.

In April 2014, we issued 2 million Depositary Shares, each representing a 1/25th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series S, for an aggregate public offering price of $2.0 billion. In July 2014, we issued 32 million Depositary Shares, each representing a 1/1,000th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series T, for an aggregate public offering price of $800 million. See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred securities. We do not have a commitment to issue Series G or H preferred stock.

Note 18: Preferred Stock (continued)

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

	Shares issued and outstanding		Carrying value
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Adjustable dividend rate
(in millions, except shares)	2014	2013	2014	2013	Minimum	Maximum
ESOP Preferred Stock
$1,000 liquidation preference per share
2014	352,158	—	$352	—	8.70%	9.70
2013	288,000	349,788	288	350	8.50	9.50
2012	189,204	217,404	189	217	10.00	11.00
2011	205,263	241,263	205	241	9.00	10.00
2010	141,011	171,011	141	171	9.50	10.50
2008	42,204	57,819	42	58	10.50	11.50
2007	24,728	39,248	25	39	10.75	11.75
2006	8,719	21,139	9	21	10.75	11.75
2005	—	7,992	—	8	9.75	10.75
Total ESOP Preferred Stock (1)	1,251,287	1,105,664	$1,251	1,105
Unearned ESOP shares (2)			$(1,360)	(1,200)

(1)	At December 31, 2014 and December 31,2013, additional paid-in capital included $109 million and $95 million, respectively, related to ESOP preferred stock.

(2)
We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Note 19: Common Stock and Stock Plans
Common Stock
The following table presents our reserved, issued and authorized shares of common stock at December 31, 2014.

Number of shares
Dividend reinvestment and common stock purchase plans	9,892,201
Director plans	942,715
Stock plans (1)	524,917,342
Convertible securities and warrants	104,259,902
Total shares reserved	640,012,160
Shares issued	5,481,811,474
Shares not reserved	2,878,176,366
Total shares authorized	9,000,000,000

(1)	Includes employee options, restricted shares and restricted share rights, 401 (k) profit sharing and compensation deferral plans.

At December 31, 2014, we have warrants outstanding and exercisable to purchase 38,424,434 shares of our common stock with an exercise price of $33.996 per share, expiring on October 28, 2018. We did not purchase any of these warrants in 2014 or 2013. Warrants to purchase 684,430 and 435 shares of our common stock were exercised in 2014 and 2013, respectively. These warrants were issued in connection with our participation in the TARP CPP.

Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan's terms.

Employee Stock Plans
We offer stock-based employee compensation plans as described below. For information on our accounting for stock-based compensation plans, see Note 1 (Summary of Significant Accounting Policies).

LONG-TERM INCENTIVE COMPENSATION PLANS  Our Long- Term Incentive Compensation Plan (LTICP) provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted stock rights (RSRs), performance share awards (PSAs), performance units and stock awards with or without restrictions.
Beginning in 2010, we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs were granted. RSRs generally continue to vest after retirement according to the original vesting schedule. Except in limited circumstances, RSRs are canceled when employment ends.

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
Compensation expense for most of our RSRs, and PSAs granted prior to 2013, is based on the quoted market price of the related stock at the grant date; beginning in 2013 certain RSRs and all PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. Stock option expense is based on the fair value of the awards at the date of grant. The following table summarizes the major components of stock incentive compensation expense and the related recognized tax benefit.

	Year ended December 31,
(in millions)	2014	2013	2012
RSRs	$639	568	435
Performance shares	219	157	112
Stock options	—	—	13
Total stock incentive compensation expense	$858	725	560
Related recognized tax benefit	$324	273	211

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
The total number of shares of common stock available for grant under the plans at December 31, 2014, was 245 million.

Note 19: Common Stock and Stock Plans (continued)

Director Awards
Beginning in 2011, we granted only common stock awards under the LTICP to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. Stock awards vest immediately. Options also were granted to directors prior to 2011, and can be exercised after twelve months through the tenth anniversary of the grant date. Options granted prior to 2005 may include the right to acquire a “reload” stock option. Reload grants are fully vested upon grant and are expensed immediately. The last reload options were granted in 2013. As of December 31, 2014, none of the options outstanding included a reload feature.

Restricted Share Rights
A summary of the status of our RSRs and restricted share awards at December 31, 2014, and changes during 2014 is in the following table:

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2014	60,643,994	$31.61
Granted	15,583,325	46.79
Vested	(21,307,272)	31.29
Canceled or forfeited	(1,347,898)	19.36
Nonvested at December 31, 2014	53,572,149	36.46

The weighted-average grant date fair value of RSRs granted during 2013 and 2012 was $35.52 and $31.49, respectively.
At December 31, 2014, there was $708 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of RSRs that vested during 2014, 2013 and 2012 was $1.0 billion, $472 million and $89 million, respectively.

Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company's achievement of specified performance criteria over a three-year period. PSAs are granted at a target number; based on the Company's performance, the number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2014, the determination of the number of performance shares that will vest will occur in the first quarter of 2015, after review of the Company’s performance by the Human Resources Committee of the Board of Directors. Beginning in 2013, PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price and the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards cannot be finalized until the determination of the awards that will vest.
A summary of the status of our PSAs at December 31, 2014 and changes during 2014 is in the following table, based on the target amount of awards:

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2014	10,839,148	$32.72
Granted	3,968,637	41.01
Vested	(5,513,017)	31.68
Nonvested at December 31, 2014	9,294,768	36.87

The weighted-average grant date fair value of performance awards granted during 2013 and 2012 was $33.56 and $31.44, respectively.
At December 31, 2014, there was $41 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.6 years. The total fair value of PSAs that vested during 2014 and 2013 was $262 million and $168 million, respectively. No performance awards vested during 2012.

Stock Options
The table below summarizes stock option activity and related information for the stock plans. Options assumed in mergers are included in the activity and related information for Incentive

Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Awards if originally issued under a director plan.

	Number	Weighted- average exercise price	Weighted- average remaining contractual term (in yrs.)	Aggregate intrinsic value (in millions)
Incentive compensation plans
Options outstanding as of December 31, 2013	140,484,056	$42.86
Canceled or forfeited	(2,844,648)	206.02
Exercised	(39,976,208)	29.93
Options exercisable and outstanding as of December 31, 2014	97,663,200	43.40	2.7	$2,476
Director awards
Options outstanding as of December 31, 2013	479,637	31.95
Exercised	(88,090)	31.43
Options exercisable and outstanding as of December 31, 2014	391,547	32.07	2.1	9

As of December 31, 2014, there was no unrecognized compensation cost related to stock options. The total intrinsic value of options exercised during 2014, 2013 and 2012 was $805 million, $643 million and $694 million, respectively.
Cash received from the exercise of stock options for 2014, 2013 and 2012 was $1.2 billion, $1.6 billion and $1.5 billion, respectively.
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
The following table presents the weighted-average per share fair value of options granted and the assumptions used, based on a Black-Scholes option valuation model. All of the options granted in 2013 and 2012 resulted from the reload feature.

	Year ended December 31,
	2014	2013	2012
Per share fair value of options granted	$—	1.58	2.79
Expected volatility	—%	18.3	29.2
Expected dividends	$—	0.93	0.68
Expected term (in years)	—	0.5	0.7
Risk-free interest rate	—%	0.1	0.1

Employee Stock Ownership Plan
The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2014, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP preferred stock. As our employer contributions are made to the 401(k) Plan and are used by the 401(k) Plan to make ESOP loan payments, the ESOP preferred stock in the 401(k) Plan is released and converted into our common stock shares. Dividends on the common stock shares allocated as a result of the release and conversion of the ESOP preferred stock reduce retained earnings and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP preferred stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP preferred stock. With each principal and interest payment, a portion of the ESOP preferred stock is released and converted to common stock shares, which are allocated to the 401(k) Plan participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan.

Note 19: Common Stock and Stock Plans (continued)

The balance of common stock and unreleased preferred stock held in the Wells Fargo ESOP fund, the fair value of unreleased ESOP preferred stock and the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan were:

	Shares outstanding
	December 31,
(in millions, except shares)	2014	2013	2012
Allocated shares (common)	136,801,782	137,354,139	136,821,035
Unreleased shares (preferred)	1,251,287	1,105,664	910,934
Fair value of unreleased ESOP preferred shares	$1,251	1,105	911

	Dividends paid
	Year ended December 31,
	2014	2013	2012
Allocated shares (common)	$186	159	117
Unreleased shares (preferred)	152	132	115

Deferred Compensation Plan for Independent Sales Agents
WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates.

The Nonqualified Deferred Compensation Plan for Independent Contractors, which became effective January 1, 2002, allowed participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The Parent has fully and unconditionally guaranteed the deferred compensation obligations of WF Deferred Compensation Holdings, Inc. under the plan. No future deferrals may be made under this plan and participants may no longer reallocate their existing account balances under the plan among different investment options.

Note 20: Employee Benefits and Other Expenses
Pension and Postretirement Plans
We sponsor a frozen noncontributory qualified defined benefit retirement plan called the Wells Fargo & Company Cash Balance Plan (Cash Balance Plan), which covers eligible employees of Wells Fargo. The Cash Balance Plan was frozen on July 1, 2009 and no new benefits accrue after that date.
Prior to July 1, 2009, eligible employees' Cash Balance Plan accounts were allocated a compensation credit based on a percentage of their certified compensation; the freeze discontinued the allocation of compensation credits after June 30, 2009. Investment credits continue to be allocated to participants based on their accumulated balances.
We recognize settlement losses for our Cash Balance Plan based on an assessment of whether our estimated lump sum payments related to the Cash Balance Plan will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold). Lump sum payments did not exceed this threshold in 2014. In 2013, lump sum payments exceeded this threshold. Settlement losses of $123 million were recognized in 2013, representing the pro rata portion of the net loss remaining in cumulative other comprehensive income based on the percentage reduction in the Cash Balance Plan’s projected benefit obligation. A remeasurement of the Cash Balance liability and related plan assets occurs at the end of each quarter in which settlement losses are recognized.
We did not make a contribution to our Cash Balance Plan in 2014. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2015; however, this is dependent on the finalization of the actuarial valuation in 2015. Our decision of whether to make a contribution in 2015 will be based on various factors including the actual investment performance of plan assets during 2015. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2015 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.
We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate, modify or amend any of the benefits at any time.
The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans. In October 2014, the Society of Actuaries (SOA) published updated mortality tables that reflect improved longevity. The benefit obligations at December 31, 2014 reflect the SOA's updated mortality tables, which did not have a material effect on these obligations.
The changes in the benefit obligation and the fair value of plan assets, the funded status and the amounts recognized on the balance sheet were:

	December 31, 2014			December 31, 2013
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$10,198	669	982	11,717	719	1,293
Service cost	1	—	7	—	—	11
Interest cost	465	27	42	465	29	47
Plan participants’ contributions	—	—	73	—	—	77
Actuarial loss (gain)	1,161	89	136	(1,106)	(17)	(306)
Benefits paid	(692)	(54)	(148)	(875)	(62)	(147)
Medicare Part D subsidy	—	—	9	—	—	8
Foreign exchange impact	(8)	(1)	(1)	(3)	—	(1)
Benefit obligation at end of year	11,125	730	1,100	10,198	669	982
Change in plan assets:
Fair value of plan assets at beginning of year	9,409	—	645	9,539	—	636
Actual return on plan assets	909	—	26	743	—	71
Employer contribution	7	54	19	4	62	—
Plan participants’ contributions	—	—	73	—	—	77
Benefits paid	(692)	(54)	(148)	(875)	(62)	(147)
Medicare Part D subsidy	—	—	9	—	—	8
Foreign exchange impact	(7)	—	—	(2)	—	—
Fair value of plan assets at end of year	9,626	—	624	9,409	—	645
Funded status at end of year	$(1,499)	(730)	(476)	(789)	(669)	(337)
Amounts recognized on the balance sheet at end of year: Liabilities	$(1,499)	(730)	(476)	(789)	(669)	(337)

Note 20: Employee Benefits and Other Expenses (continued)

The following table provides information for pension plans with benefit obligations in excess of plan assets.

	Dec 31,	Dec 31,
(in millions)	2014	2013
Projected benefit obligation	$11,855	10,822
Accumulated benefit obligation	11,851	10,820
Fair value of plan assets	9,626	9,364

The components of net periodic benefit cost and other comprehensive income were:

	December 31, 2014			December 31, 2013			December 31, 2012
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$1	—	7	—	—	11	3	—	11
Interest cost	465	27	42	465	29	47	514	32	60
Expected return on plan assets	(629)	—	(36)	(674)	—	(36)	(652)	—	(36)
Amortization of net actuarial loss (gain)	91	11	(28)	137	15	(1)	131	10	—
Amortization of prior service credit	—	—	(2)	—	—	(2)	—	—	(2)
Settlement loss (1)	—	2	—	124	3	—	2	5	—
Curtailment gain	—	—	—	—	—	—	—	—	(3)
Net periodic benefit cost	(72)	40	(17)	52	47	19	(2)	47	30
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	881	89	146	(1,175)	(17)	(341)	758	62	(42)
Amortization of net actuarial gain (loss)	(91)	(11)	28	(137)	(15)	1	(131)	(10)	—
Prior service cost	—	—	—	—	—	—	(2)	—	—
Amortization of prior service credit	—	—	2	—	—	2	—	—	2
Settlement (1)	—	(2)	—	(124)	(3)	—	(1)	(5)	—
Total recognized in other comprehensive income	790	76	176	(1,436)	(35)	(338)	624	47	(40)
Total recognized in net periodic benefit cost and other comprehensive income	$718	116	159	(1,384)	12	(319)	622	94	(10)

(1)	Qualified settlements in 2013 include $123 million for the Cash Balance Plan.

Amounts recognized in cumulative OCI (pre tax) consist of:

	December 31, 2014			December 31, 2013
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$2,677	224	(147)	1,887	148	(321)
Net prior service credit	(2)	—	(20)	(2)	—	(22)
Total	$2,675	224	(167)	1,885	148	(343)

The net actuarial loss for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2015 is $122 million. The net prior service credit for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2015 is $2 million.

Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting

Policies).The weighted-average discount rates used to estimate the projected benefit obligation for pension benefits were:

	December 31, 2014			December 31, 2013
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	4.00%	3.75	4.00	4.75	4.25	4.50

The weighted-average assumptions used to determine the net periodic benefit cost were:

	December 31, 2014			December 31, 2013			December 31, 2012
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate (1)	4.75%	4.16	4.50	4.38	4.08	3.75	5.00	4.92	4.75
Expected return on plan assets	7.00	n/a	6.00	7.50	n/a	6.00	7.50	n/a	6.00

(1)
The discount rate for the 2013 qualified pension benefits and for the 2014, 2013, and 2012 nonqualified pension benefits includes the impact of quarter-end remeasurements when settlement losses are recognized.

To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation we assume an average annual increase of approximately 7.00%, for health care costs in 2015. This rate is assumed to trend down 0.25% per year until the trend rate reaches an ultimate rate of 5.00% in 2023. The 2014 periodic benefit cost was determined using an initial annual trend rate of 7.25%. This rate was assumed to decrease 0.25% per year until the trend rate reached an ultimate rate of 5.00% in 2023. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2014, by $45 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2014 by $2 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2014, by $40 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2014 by $2 million.

Investment Strategy and Asset Allocation
We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with long-term growth opportunities while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies. We target the asset allocation for our Cash Balance Plan at a target mix range of 30% -50% equities, 40% -60% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 40%-60% for both equities and fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees' Beneficiary Association (VEBA) trust, which are invested with a general target asset mix of 20%-40% equities and 60%-80% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in the following table. Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

	Pension benefits		Other benefits
(in millions)	Qualified	Non- qualified	Future benefits	Subsidy receipts
Year ended December 31,
2015	$750	92	88	10
2016	741	66	89	11
2017	732	61	89	11
2018	730	57	89	11
2019	738	55	89	12
2020-2024	3,568	233	424	59

Note 20: Employee Benefits and Other Expenses (continued)

Fair Value of Plan Assets
The following table presents the balances of pension plan assets and other benefit plan assets measured at fair value. See Note 17 (Fair Values of Assets and Liabilities) for fair value hierarchy level definitions.

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2014
Cash and cash equivalents	$31	224	—	255	139	21	—	160
Long duration fixed income (1)	556	3,622	12	4,190	—	—	—	—
Intermediate (core) fixed income (2)	127	329	—	456	61	115	—	176
High-yield fixed income	1	321	5	327	—	—	—	—
International fixed income	53	284	—	337	—	—	—	—
Domestic large-cap stocks (3)	833	375	—	1,208	—	102	—	102
Domestic mid-cap stocks	252	140	—	392	—	47	—	47
Domestic small-cap stocks (4)	238	17	—	255	—	37	—	37
Global stocks (5)	47	155	—	202	—	—	—	—
International stocks (6)	457	276	—	733	25	53	—	78
Emerging market stocks	—	412	—	412	—	—	—	—
Real estate/timber (7)	121	1	265	387	—	—	—	—
Hedge funds (8)	—	203	84	287	—	—	—	—
Private equity	—	—	155	155	—	—	—	—
Other	—	23	52	75	2	—	22	24
Total plan investments	$2,716	6,382	573	9,671	227	375	22	624
Payable upon return of securities loaned				(53)				—
Net receivables				8				—
Total plan assets				$9,626				624
December 31, 2013
Cash and cash equivalents	$65	357	—	422	147	22	—	169
Long duration fixed income (1)	546	3,287	1	3,834	—	—	—	—
Intermediate (core) fixed income (2)	86	339	—	425	64	115	—	179
High-yield fixed income	5	326	—	331	—	—	—	—
International fixed income	201	112	—	313	—	—	—	—
Domestic large-cap stocks (3)	824	415	—	1,239	—	107	—	107
Domestic mid-cap stocks	260	145	—	405	—	46	—	46
Domestic small-cap stocks (4)	286	15	—	301	—	38	—	38
International stocks (6)	540	354	1	895	28	54	—	82
Emerging market stocks	—	405	—	405	—	—	—	—
Real estate/timber (7)	89	1	294	384	—	—	—	—
Hedge funds (8)	—	149	152	301	—	—	—	—
Private equity	—	—	158	158	—	—	—	—
Other	—	27	52	79	2	—	22	24
Total plan investments	$2,902	5,932	658	9,492	241	382	22	645
Payable upon return of securities loaned				(94)				—
Net receivables				11				—
Total plan assets				$9,409				645

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

(3)
This category covers a broad range of investment styles, including active, enhanced index and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across seven unique investment strategies with no single investment manager strategy representing more than 2.5% of total plan assets.

(4)
This category consists of a highly diversified combination of four distinct investment management strategies with no single strategy representing more than 2% of total plan assets. Allocations in this category are spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.

(5)
This category consists of three unique investment strategies providing exposure to broadly diversified, global equity investments, which generally have an allocation of 40-60% in U.S. domiciled equities and and an equivalent allocation range in primarily developed market, non-U.S. equities, with no single strategy representing more than 1.5% of total Plan assets.

(6)
This category includes assets diversified across six unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries with no single strategy representing more than 2.5% of total plan assets.

(7)
This category primarily includes investments in private and public real estate, as well as timber specific limited partnerships; real estate holdings are diversified by geographic location and sector (e.g., retail, office, apartments).

(8)
This category consists of several investment strategies diversified across more than 30 hedge fund managers. Single manager allocation exposure is limited to 0.15% (15 basis points) of total plan assets.

The changes in Level 3 pension plan and other benefit plan assets measured at fair value are summarized as follows:

	Balance beginning of year	Gains (losses)		Purchases, sales and settlements (net)	Transfers Into/(Out of) Level 3	Balance end of year
(in millions)		Realized	Unrealized (1)
Year ended December 31, 2014
Pension plan assets:
Long duration fixed income	$1	—	—	1	10	12
High-yield fixed income	—	—	—	3	2	5
International stocks	1	—	—	(1)	—	—
Real estate/timber	294	9	34	(72)	—	265
Hedge funds	152	1	4	(9)	(64)	84
Private equity	158	12	(3)	(12)	—	155
Other	52	2	1	(3)	—	52
	$658	24	36	(93)	(52)	573
Other benefits plan assets:
Other	$22	—	—	—	—	22
	$22	—	—	—	—	22
Year ended December 31, 2013
Pension plan assets:
Long duration fixed income	$1	—	—	—	—	1
International stocks	1	—	—	—	—	1
Real estate/timber	328	27	52	(113)	—	294
Hedge funds	71	5	6	56	14	152
Private equity	145	19	6	(12)	—	158
Other	48	1	5	(2)	—	52
	$594	52	69	(71)	14	658
Other benefits plan assets:
Other	$22	—	—	—	—	22
	$22	—	—	—	—	22

(1)	All unrealized gains (losses) relate to instruments held at period end.

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

Long Duration, Intermediate (Core), High-Yield, and International Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, and discounted cash flow analyses using significant inputs observable in the market where available, or a combination of multiple valuation techniques. This group of assets also includes highly liquid government securities such as U.S. Treasuries, limited partnerships valued at the NAV provided by the fund sponsor and registered investment companies and collective investment funds described above.

Domestic, Global, International and Emerging Market Stocks – investments in exchange-traded equity securities are valued at quoted market values. This group of assets also includes investments in registered investment companies and collective investment funds described above.

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

Note 20: Employee Benefits and Other Expenses (continued)

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

Defined Contribution Retirement Plans
We sponsor a defined contribution retirement plan named the Wells Fargo & Company 401(k) Plan (401(k) Plan). Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, subject to statutory limits. Eligible employees who complete one year of service are eligible for company matching contributions, which are generally dollar for dollar up to 6% of an employee's eligible certified compensation. Effective January 1, 2010, matching contributions are 100% vested. The 401(k) Plan includes an employer discretionary profit sharing contribution feature to allow us to make a contribution to eligible employees’ 401(k) Plan accounts. Eligible employees who complete one year of service are eligible for profit sharing contributions. Profit sharing contributions are vested after three years of service. Total defined contribution retirement plan expenses were $1.1 billion, $1.2 billion, and $1.1 billion in 2014, 2013, and 2012 respectively.

Other Expenses
Expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements were:

	Year ended December 31,
(in millions)	2014	2013	2012
Outside professional services	$2,689	2,519	2,729
Operating losses	1,249	821	2,235
Outside data processing	1,034	983	910
Contract services	975	935	1,011
Travel and entertainment	904	885	839
Foreclosed assets	583	605	1,061

Note 21: Income Taxes
The components of income tax expense were:

	Year ended December 31,
(in millions)	2014	2013	2012
Current:
Federal	$7,321	4,601	9,141
State and local	520	736	1,198
Foreign	112	91	61
Total current	7,953	5,428	10,400
Deferred:
Federal	2,117	4,457	(1,151)
State and local	224	522	(166)
Foreign	13	(2)	20
Total deferred	2,354	4,977	(1,297)
Total	$10,307	10,405	9,103
The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in the following table.

	December 31,
(in millions)	2014	2013
Deferred tax assets
Allowance for loan losses	$4,592	5,227
Deferred compensation and employee benefits	4,608	4,283
Accrued expenses	1,213	1,247
PCI loans	1,935	2,150
Basis difference in investments	382	1,084
Net operating loss and tax credit carry forwards	631	773
Other	1,318	1,720
Total deferred tax assets	14,679	16,484
Deferred tax assets valuation allowance	(426)	(457)
Deferred tax liabilities
Mortgage servicing rights	(5,860)	(6,657)
Leasing	(4,057)	(4,274)
Mark to market, net	(7,635)	(5,761)
Intangible assets	(1,494)	(1,885)
Net unrealized gains on investment securities	(2,737)	(1,155)
Insurance reserves	(2,087)	(2,068)
Other	(1,635)	(1,733)
Total deferred tax liabilities	(25,505)	(23,533)
Net deferred tax liability (1)	$(11,252)	(7,506)

(1)	Included in accrued expenses and other liabilities.

Deferred taxes related to net unrealized gains (losses) on investment securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 23 (Other Comprehensive Income)). These associated adjustments decreased OCI by $1.3 billion in 2014.
We have determined that a valuation reserve is required for 2014 in the amount of $426 million predominantly attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
At December 31, 2014, we had net operating loss carry forwards with related deferred tax assets of $631 million. If these carry forwards are not utilized, they will expire in varying amounts through 2034.
At December 31, 2014, we had undistributed foreign earnings of $1.8 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $513 million of income tax liability on these earnings.
The following table reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

Note 21:  Income Taxes (continued)

	December 31,
	2014		2013		2012
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$11,677	35.0%	$11,299	35.0%	$9,800	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	971	2.9	964	3.0	856	3.1
Tax-exempt interest	(550)	(1.6)	(490)	(1.5)	(414)	(1.5)
Excludable dividends	(70)	(0.2)	(49)	(0.2)	(132)	(0.5)
Tax credits	(1,074)	(3.2)	(967)	(3.0)	(815)	(2.9)
Life insurance	(179)	(0.5)	(173)	(0.5)	(524)	(1.9)
Leveraged lease tax expense	158	0.5	302	0.9	347	1.2
Other	(626)	(2.0)	(481)	(1.5)	(15)	—
Effective income tax expense and rate	$10,307	30.9%	$10,405	32.2%	$9,103	32.5%

The effective tax rate for 2014, includes a net reduction in the reserve for uncertain tax positions primarily due to the resolution of prior period matters with state taxing authorities. The effective tax rate for 2013, included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment. The 2012 effective tax rate included a tax benefit resulting from the surrender of previously written-down Wachovia life insurance investments.
The change in unrecognized tax benefits follows:

	Year ended December 31,
(in millions)	2014	2013
Balance at beginning of year	$5,528	6,069
Additions:
For tax positions related to the current year	412	427
For tax positions related to prior years	324	283
Reductions:
For tax positions related to prior years	(213)	(540)
Lapse of statute of limitations	(50)	(74)
Settlements with tax authorities	(999)	(637)
Balance at end of year	$5,002	5,528

Of the $5.0 billion of unrecognized tax benefits at December 31, 2014, approximately $3.1 billion would, if recognized, affect the effective tax rate. The remaining $1.9 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We recognize interest and penalties as a component of income tax expense. At December 31, 2014 and 2013, we have accrued approximately $660 million and $832 million for the payment of interest and penalties, respectively. In 2014, we recognized in income tax expense, a net tax benefit related to interest and penalties of $142 million. In 2013, we recognized in income tax expense, interest and penalties of $69 million.

We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. We are routinely examined by tax authorities in these various jurisdictions. The IRS is currently examining the 2007 through 2012 consolidated federal income tax returns of Wells Fargo & Company and its subsidiaries. In addition, we are currently subject to examination by various state, local and foreign taxing authorities. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and foreign income tax examinations for taxable years prior to 2007. Wachovia Corporation and its subsidiaries are no longer subject to federal examination and, with limited exception, are no longer subject to state, local and foreign income tax examinations.
We are litigating or appealing various issues related to our prior IRS examinations for the periods 2003 through 2006, and we are appealing various issues related to IRS examinations of Wachovia’s 2006 through 2008 tax years. We have paid the IRS the contested income tax and interest associated with these issues and refund claims have been filed for the respective years. During 2014 we filed a petition for certiorari to the U.S. Supreme Court, which was denied, in connection with a lease restructuring transaction. It is possible that one or more of these examinations, appeals or litigation may be resolved within the next twelve months resulting in a decrease of up to $700 million to our gross unrecognized tax benefits.

Note 22: Earnings Per Common Share
The table below shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations. See Note 1 (Summary of Significant Accounting Policies) for

discussion of private share repurchases and the Consolidated Statement of Changes in Equity and Note 19 (Common Stock and Stock Plans) for information about stock and options activity and terms and conditions of warrants.

	Year ended December 31,
(in millions, except per share amounts)	2014	2013	2012
Wells Fargo net income	$23,057	21,878	18,897
Less: Preferred stock dividends and other	1,236	989	898
Wells Fargo net income applicable to common stock (numerator)	$21,821	20,889	17,999
Earnings per common share
Average common shares outstanding (denominator)	5,237.2	5,287.3	5,287.6
Per share	$4.17	3.95	3.40
Diluted earnings per common share
Average common shares outstanding	5,237.2	5,287.3	5,287.6
Add: Stock Options	32.9	33.1	27.5
Restricted share rights	41.6	44.8	36.4
Warrants	12.7	6.0	—
Diluted average common shares outstanding (denominator)	5,324.4	5,371.2	5,351.5
Per share	$4.10	3.89	3.36

The following table presents the outstanding options and warrants to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

	Weighted-average shares
	Year ended December 31,
(in millions)	2014	2013	2012
Options	8.0	11.1	56.4
Warrants	—	—	39.2

Note 23: Other Comprehensive Income
The following table provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects.

	Year ended December 31,
	2014			2013			2012
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Investment securities:
Net unrealized gains (losses) arising during the period	$5,426	(2,111)	3,315	(7,661)	2,981	(4,680)	5,143	(1,921)	3,222
Reclassification of net (gains) losses to net income:
Interest income on investment securities (1)	(37)	14	(23)	—	—	—	—	—	—
Net (gains) losses on debt securities	(593)	224	(369)	29	(11)	18	128	(48)	80
Net gains from equity investments	(901)	340	(561)	(314)	118	(196)	(399)	150	(249)
Other noninterest income	(1)	—	(1)	—	—	—	—	—	—
Subtotal reclassifications to net income	(1,532)	578	(954)	(285)	107	(178)	(271)	102	(169)
Net change	3,894	(1,533)	2,361	(7,946)	3,088	(4,858)	4,872	(1,819)	3,053
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	952	(359)	593	(32)	12	(20)	52	(12)	40
Reclassification of net (gains) losses to net income:
Interest income on loans	(588)	222	(366)	(426)	156	(270)	(490)	185	(305)
Interest expense on long-term debt	44	(17)	27	91	(34)	57	96	(36)	60
Noninterest income	—	—	—	35	(13)	22	—	—	—
Salaries expense	—	—	—	4	(2)	2	6	(2)	4
Interest income on investment securities	(1)	—	(1)	—	—	—	—	—	—
Subtotal reclassifications to net income	(545)	205	(340)	(296)	107	(189)	(388)	147	(241)
Net change	407	(154)	253	(328)	119	(209)	(336)	135	(201)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	(1,116)	420	(696)	1,533	(578)	955	(775)	290	(485)
Reclassification of amounts to net periodic benefit costs (2):
Amortization of net actuarial loss	74	(28)	46	151	(57)	94	141	(53)	88
Settlements and other	—	—	—	125	(46)	79	3	(1)	2
Subtotal reclassifications to net periodic benefit costs	74	(28)	46	276	(103)	173	144	(54)	90
Net change	(1,042)	392	(650)	1,809	(681)	1,128	(631)	236	(395)
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(60)	(5)	(65)	(44)	(7)	(51)	(6)	2	(4)
Reclassification of net gains to net income:
Noninterest income	6	—	6	(12)	5	(7)	(10)	4	(6)
Net change	(54)	(5)	(59)	(56)	(2)	(58)	(16)	6	(10)
Other comprehensive income (loss)	$3,205	(1,300)	1,905	(6,521)	2,524	(3,997)	3,889	(1,442)	2,447
Less: Other comprehensive income (loss) from noncontrolling interests, net of tax			(227)			267			4
Wells Fargo other comprehensive income (loss), net of tax			$2,132			(4,264)			2,443

(1)	Represents unrealized gains amortized over the remaining lives of securities that were transferred from the available-for-sale portfolio to the held-to-maturity portfolio.

(2)	These items are included in the computation of net periodic benefit cost, which is recorded in employee benefits expense (see Note 20 (Employee Benefits and Other Expenses) for additional details).

Cumulative OCI balances were:

(in millions)	Investment securities	Derivatives and hedging activities	Defined benefit plans adjustments	Foreign currency translation adjustments	Cumulative other comprehensive income
Balance, December 31, 2011	$4,413	490	(1,786)	90	3,207
Net unrealized gains (losses) arising during the period	3,222	40	(485)	(4)	2,773
Amounts reclassified from accumulated other comprehensive income	(169)	(241)	90	(6)	(326)
Net change	3,053	(201)	(395)	(10)	2,447
Less: Other comprehensive income from noncontrolling interests	4	—	—	—	4
Balance, December 31, 2012	7,462	289	(2,181)	80	5,650
Net unrealized gains (losses) arising during the period	(4,680)	(20)	955	(51)	(3,796)
Amounts reclassified from accumulated other comprehensive income	(178)	(189)	173	(7)	(201)
Net change	(4,858)	(209)	1,128	(58)	(3,997)
Less: Other comprehensive income from noncontrolling interests	266	—	—	1	267
Balance, December 31, 2013	2,338	80	(1,053)	21	1,386
Net unrealized gains (losses) arising during the period	3,315	593	(696)	(65)	3,147
Amounts reclassified from accumulated other comprehensive income	(954)	(340)	46	6	(1,242)
Net change	2,361	253	(650)	(59)	1,905
Less: Other comprehensive loss from noncontrolling interests	(227)	—	—	—	(227)
Balance, December 31, 2014	$4,926	333	(1,703)	(38)	3,518

Note 24: Operating Segments
We have three reportable operating segments: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The results for these reportable operating segments are based on our management accounting process, for which there is no comprehensive, authoritative guidance equivalent to GAAP for financial accounting. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change.

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
The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations in support of other segments and results of investments in our affiliated venture capital partnerships.

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

Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a planning approach to meet each client's financial needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions, including financial planning, private banking, credit, investment management and fiduciary services. Abbot Downing, a Wells Fargo business, provides comprehensive wealth management services to ultra-high net worth families and individuals as well as endowments and foundations. Brokerage serves customers' advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the United States. Retirement is a national leader in providing institutional retirement and trust services (including 401(k) and pension plan record keeping) for businesses and reinsurance services for the life insurance industry.

Other includes items not assigned to a specific business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for wealth management customers provided in Community Banking stores.

(income/expense in millions, average balances in billions)	Community Banking	Wholesale Banking	Wealth, Brokerage and Retirement	Other (1)	Consolidated Company
2014
Net interest income (2)	$29,709	$11,955	$3,179	$(1,316)	$43,527
Provision (reversal of provision) for credit losses	1,681	(266)	(50)	30	1,395
Noninterest income	21,153	11,527	11,039	(2,899)	40,820
Noninterest expense	28,126	12,975	10,907	(2,971)	49,037
Income (loss) before income tax expense (benefit)	21,055	10,773	3,361	(1,274)	33,915
Income tax expense (benefit)	6,350	3,165	1,276	(484)	10,307
Net income (loss) before noncontrolling interests	14,705	7,608	2,085	(790)	23,608
Less: Net income from noncontrolling interests	525	24	2	—	551
Net income (loss) (3)	$14,180	$7,584	$2,083	$(790)	$23,057
2013
Net interest income (2)	$28,839	$12,298	$2,888	$(1,225)	$42,800
Provision (reversal of provision) for credit losses	2,755	(445)	(16)	15	2,309
Noninterest income	21,500	11,766	10,315	(2,601)	40,980
Noninterest expense	28,723	12,378	10,455	(2,714)	48,842
Income (loss) before income tax expense (benefit)	18,861	12,131	2,764	(1,127)	32,629
Income tax expense (benefit)	5,799	3,984	1,050	(428)	10,405
Net income (loss) before noncontrolling interests	13,062	8,147	1,714	(699)	22,224
Less: Net income from noncontrolling interests	330	14	2	—	346
Net income (loss) (3)	$12,732	$8,133	$1,712	$(699)	$21,878
2012
Net interest income (2)	$29,045	$12,648	$2,768	$(1,231)	$43,230
Provision (reversal of provision) for credit losses	6,835	286	125	(29)	7,217
Noninterest income	24,360	11,444	9,392	(2,340)	42,856
Noninterest expense	30,840	12,082	9,893	(2,417)	50,398
Income (loss) before income tax expense (benefit)	15,730	11,724	2,142	(1,125)	28,471
Income tax expense (benefit)	4,774	3,943	814	(428)	9,103
Net income (loss) before noncontrolling interests	10,956	7,781	1,328	(697)	19,368
Less: Net income from noncontrolling interests	464	7	—	—	471
Net income (loss) (3)	$10,492	$7,774	$1,328	$(697)	$18,897
2014
Average loans	$503.2	313.4	52.1	(34.3)	834.4
Average assets	934.2	544.2	189.8	(74.9)	1,593.3
Average core deposits	642.3	274.0	154.9	(67.6)	1,003.6
2013
Average loans	499.3	287.7	46.1	(30.4)	802.7
Average assets	835.4	500.0	180.9	(70.3)	1,446.0
Average core deposits	620.1	237.2	150.1	(65.3)	942.1

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

Note 25: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Parent-Only Statement of Income
	Year ended December 31,
(in millions)	2014	2013	2012
Income
Dividends from subsidiaries:
Bank	$15,077	10,612	11,767
Nonbank	526	33	1,150
Interest income from subsidiaries	772	848	897
Other interest income	216	240	222
Other income	1,032	484	267
Total income	17,623	12,217	14,303
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	357	334	287
Short-term borrowings	7	5	1
Long-term debt	1,540	1,546	1,877
Other	5	15	23
Noninterest expense	797	1,175	1,127
Total expense	2,706	3,075	3,315
Income before income tax benefit and
equity in undistributed income of subsidiaries	14,917	9,142	10,988
Income tax benefit	(926)	(570)	(903)
Equity in undistributed income of subsidiaries	7,214	12,166	7,006
Net income	$23,057	21,878	18,897

Parent-Only Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2014	2013	2012
Net income	$23,057	21,878	18,897
Other comprehensive income (loss), net of tax:
Investment securities	142	(248)	61
Derivatives and hedging activities	12	39	31
Defined benefit plans adjustment	(633)	1,136	(379)
Equity in other comprehensive income (loss) of subsidiaries	2,611	(5,191)	2,730
Other comprehensive income (loss), net of tax:	2,132	(4,264)	2,443
Total comprehensive income	$25,189	17,614	21,340

Parent-Only Balance Sheet
	December 31,
(in millions)	2014	2013
Assets
Cash and cash equivalents due from:
Subsidiary banks	$43,843	42,386
Nonaffiliates	3	3
Investment securities issued by:
Subsidiary banks	10,001	—
Nonaffiliates	10,753	11,652
Loans to subsidiaries:
Bank	18,166	7,140
Nonbank	35,783	38,504
Investments in subsidiaries:
Bank	162,806	154,577
Nonbank	24,567	21,852
Other assets	6,225	7,329
Total assets	$312,147	283,443
Liabilities and equity
Short-term borrowings	$2,270	5,121
Accrued expenses and other liabilities	6,984	7,241
Long-term debt	97,275	81,721
Indebtedness to nonbank subsidiaries	21,224	19,218
Total liabilities	127,753	113,301
Stockholders' equity	184,394	170,142
Total liabilities and equity	$312,147	283,443

Note 25: Parent-Only Financial Statements (continued)

Parent-Only Statement of Cash Flows
	Year ended December 31,
(in millions)	2014	2013	2012
Cash flows from operating activities:
Net cash provided by operating activities	$18,019	8,607	13,365
Cash flows from investing activities:
Available-for-sale securities:
Sales proceeds	1,196	3,606	6,171
Prepayments and maturities:
Subsidiary banks	25	—	—
Nonaffiliates	—	12	30
Purchases:
Subsidiary banks	(10,025)	—	—
Nonaffiliates	(14)	(6,016)	(5,845)
Loans:
Net repayments from (advances to) subsidiaries	(2,199)	655	9,191
Capital notes and term loans made to subsidiaries	(11,275)	(6,700)	(1,850)
Principal collected on notes/loans made to subsidiaries	2,526	1,472	2,462
Net increase in investment in subsidiaries	(1,096)	(1,188)	(5,218)
Other, net	470	461	(2)
Net cash provided (used) by investing activities	(20,392)	(7,698)	4,939
Cash flows from financing activities:
Net increase in short-term borrowings and indebtedness to subsidiaries	2,314	6,732	5,456
Long-term debt:
Proceeds from issuance	22,627	18,714	16,989
Repayment	(8,659)	(13,096)	(18,693)
Preferred stock:
Proceeds from issuance	2,775	3,145	1,377
Cash dividends paid	(1,235)	(1,017)	(892)
Common stock warrants repurchased	—	—	(1)
Common stock:
Proceeds from issuance	1,840	2,224	2,091
Repurchased	(9,414)	(5,356)	(3,918)
Cash dividends paid	(6,908)	(5,953)	(4,565)
Excess tax benefits related to stock option payments	453	271	226
Other, net	37	114	(14)
Net cash provided (used) by financing activities	3,830	5,778	(1,944)
Net change in cash and due from banks	1,457	6,687	16,360
Cash and due from banks at beginning of year	42,389	35,702	19,342
Cash and due from banks at end of year	$43,846	42,389	35,702

Note 26: Regulatory and Agency Capital Requirements
The Company and each of its subsidiary banks are subject to regulatory capital adequacy requirements promulgated by federal bank regulatory agencies. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the OCC has similar requirements for the Company’s national banks, including Wells Fargo Bank, N.A. (the Bank).
The following table presents regulatory capital information for Wells Fargo & Company and the Bank. Information presented for December 31, 2014, reflects the transition to Basel III capital requirements from previous regulatory capital adequacy guidelines under Basel I effective in 2013. Among other matters, Basel III revises the definition of capital, and changes are being phased-in effective January 1, 2014, through the end of 2021, with regulatory capital ratios determined using Basel III (General Approach) risk-weighted assets during 2014. Under the Basel III (General Approach), at December 31, 2014, the Company’s Common Equity Tier 1 capital was $137.1 billion, or 11.04% of risk-weighted assets, and the Bank’s Common Equity Tier 1 capital was $119.9 billion, or 10.49% of risk-weighted assets.

We do not consolidate our wholly-owned trust (the Trust) formed solely to issue trust preferred and preferred purchase securities (the Securities). Securities issued by the Trust includable in Tier 2 capital were $2.1 billion at December 31, 2014. Under the new Basel III capital requirements, our remaining trust preferred and preferred purchase securities will begin amortizing in 2016 and will no longer count as Tier 2 capital in 2022.
The Bank is an approved seller/servicer of mortgage loans and is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2014, the Bank met these requirements. Other subsidiaries, including the Company’s insurance and broker-dealer subsidiaries, are also subject to various minimum capital levels, as defined by applicable industry regulations. The minimum capital levels for these subsidiaries, and related restrictions, are not significant to our consolidated operations.

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Under		Under
	Basel III		Basel III
	(General	Under	(General	Under
	Approach)	Basel I	Approach)	Basel I	Well-	Minimum
	December 31,				capitalized	capital
(in billions, except ratios)	2014	2013	2014	2013	ratios (1)	ratios (1)
Regulatory capital:
Tier 1	$154.7	140.7	119.9	110.0
Total	192.9	176.2	144.0	136.4
Assets:
Risk-weighted	$1,242.5	1,141.5	1,142.5	1,057.3
Adjusted average (2)	1,637.0	1,466.7	1,487.6	1,324.0
Capital ratios:
Tier 1 capital	12.45%	12.33	10.49	10.40	6.00	4.00
Total capital	15.53	15.43	12.61	12.90	10.00	8.00
Tier 1 leverage (2)	9.45	9.60	8.06	8.31	5.00	4.00

(1)	As defined by the regulations issued by the Federal Reserve, OCC and FDIC.

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

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2015, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 25, 2015

Quarterly Financial Data
Condensed Consolidated Statement of Income - Quarterly (Unaudited)
	2014				2013
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income	$12,183	11,964	11,793	11,612	11,836	11,776	11,827	11,650
Interest expense	1,003	1,023	1,002	997	1,033	1,028	1,077	1,151
Net interest income	11,180	10,941	10,791	10,615	10,803	10,748	10,750	10,499
Provision for credit losses	485	368	217	325	363	75	652	1,219
Net interest income after provision for credit losses	10,695	10,573	10,574	10,290	10,440	10,673	10,098	9,280
Noninterest income
Service charges on deposit accounts	1,241	1,311	1,283	1,215	1,283	1,278	1,248	1,214
Trust and investment fees	3,705	3,554	3,609	3,412	3,458	3,276	3,494	3,202
Card fees	925	875	847	784	827	813	813	738
Other fees	1,124	1,090	1,088	1,047	1,119	1,098	1,089	1,034
Mortgage banking	1,515	1,633	1,723	1,510	1,570	1,608	2,802	2,794
Insurance	382	388	453	432	453	413	485	463
Net gains from trading activities	179	168	382	432	325	397	331	570
Net gains (losses) on debt securities	186	253	71	83	(14)	(6)	(54)	45
Net gains from equity investments	372	712	449	847	654	502	203	113
Lease income	127	137	129	133	148	160	225	130
Other	507	151	241	115	39	191	(8)	457
Total noninterest income	10,263	10,272	10,275	10,010	9,862	9,730	10,628	10,760
Noninterest expense
Salaries	3,938	3,914	3,795	3,728	3,811	3,910	3,768	3,663
Commission and incentive compensation	2,582	2,527	2,445	2,416	2,347	2,401	2,626	2,577
Employee benefits	1,124	931	1,170	1,372	1,160	1,172	1,118	1,583
Equipment	581	457	445	490	567	471	418	528
Net occupancy	730	731	722	742	732	728	716	719
Core deposit and other intangibles	338	342	349	341	375	375	377	377
FDIC and other deposit assessments	231	229	225	243	196	214	259	292
Other	3,123	3,117	3,043	2,616	2,897	2,831	2,973	2,661
Total noninterest expense	12,647	12,248	12,194	11,948	12,085	12,102	12,255	12,400
Income before income tax expense	8,311	8,597	8,655	8,352	8,217	8,301	8,471	7,640
Income tax expense	2,519	2,642	2,869	2,277	2,504	2,618	2,863	2,420
Net income before noncontrolling interests	5,792	5,955	5,786	6,075	5,713	5,683	5,608	5,220
Less: Net income from noncontrolling interests	83	226	60	182	103	105	89	49
Wells Fargo net income	$5,709	5,729	5,726	5,893	5,610	5,578	5,519	5,171
Less: Preferred stock dividends and other	327	321	302	286	241	261	247	240
Wells Fargo net income applicable to common stock	5,382	5,408	5,424	5,607	5,369	5,317	5,272	4,931
Per share information
Earnings per common share	$1.04	1.04	1.02	1.07	1.02	1.00	1.00	0.93
Diluted earnings per common share	1.02	1.02	1.01	1.05	1.00	0.99	0.98	0.92
Dividends declared per common share	0.35	0.35	0.35	0.30	0.30	0.30	0.30	0.25
Average common shares outstanding	5,192.5	5,225.9	5,268.4	5,262.8	5,270.3	5,295.3	5,304.7	5,279.0
Diluted average common shares outstanding	5,279.2	5,310.4	5,350.8	5,353.3	5,358.6	5,381.7	5,384.6	5,353.5
Market price per common share (1)
High	$55.95	53.80	53.05	49.97	45.64	44.79	41.74	38.20
Low	46.44	49.47	46.72	44.17	40.07	40.79	36.19	34.43
Quarter-end	54.82	51.87	52.56	49.74	45.40	41.32	41.27	36.99

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Average Balances, Yields and Rates Paid (Taxable-Equivalent basis) - Quarterly (1)(2) - (Unaudited)

	Quarter ended December 31,
	2014			2013
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$268,109	0.28%	$188	205,276	0.28%	$148
Trading assets	60,383	3.21	485	45,379	3.40	386
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	19,506	1.55	76	6,611	1.67	27
Securities of U.S. states and political subdivisions	43,891	4.30	472	42,025	4.38	460
Mortgage-backed securities:
Federal agencies	109,270	2.78	760	117,910	2.94	866
Residential and commercial	24,711	5.89	364	29,233	6.35	464
Total mortgage-backed securities	133,981	3.36	1,124	147,143	3.62	1,330
Other debt and equity securities	44,980	3.87	438	55,325	3.43	478
Total available-for-sale securities	242,358	3.48	2,110	251,104	3.65	2,295
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	32,930	2.25	187	—	—	—
Securities of U.S. states and political subdivisions	902	4.92	11	—	—	—
Federal agency mortgage-backed securities	5,586	2.07	29	2,780	3.11	22
Other debt securities	6,118	1.81	27	65	1.99	—
Total held-to-maturity securities	45,536	2.22	254	2,845	3.09	22
Total investment securities	287,894	3.28	2,364	253,949	3.65	2,317
Mortgages held for sale (4)	19,191	3.90	187	21,396	4.13	221
Loans held for sale (4)	6,968	1.43	25	138	8.21	3
Loans:
Commercial:
Commercial and industrial - U.S.	218,297	3.32	1,825	189,939	3.54	1,696
Commercial and industrial - Non U.S.	43,049	2.03	221	41,062	1.88	194
Real estate mortgage	112,277	3.69	1,044	110,674	3.90	1,087
Real estate construction	18,336	4.33	200	16,744	4.76	201
Lease financing	12,268	5.35	164	12,085	5.68	171
Total commercial	404,227	3.39	3,454	370,504	3.59	3,349
Consumer:
Real estate 1-4 family first mortgage	264,799	4.16	2,754	257,265	4.15	2,672
Real estate 1-4 family junior lien mortgage	60,177	4.28	648	66,809	4.29	721
Credit card	29,477	11.71	870	25,865	12.23	798
Automobile	55,457	6.08	849	50,213	6.70	849
Other revolving credit and installment	35,292	6.01	534	42,662	4.94	531
Total consumer	445,202	5.06	5,655	442,814	5.01	5,571
Total loans (4)	849,429	4.27	9,109	813,318	4.36	8,920
Other	4,829	5.30	64	4,728	5.22	61
Total earning assets	$1,496,803	3.31%	$12,422	1,344,184	3.57%	$12,056
Funding sources
Deposits:
Interest-bearing checking	$40,498	0.06%	$6	35,171	0.07%	$6
Market rate and other savings	593,940	0.07	99	568,750	0.08	110
Savings certificates	35,870	0.80	72	43,067	0.94	102
Other time deposits	56,119	0.39	55	39,700	0.48	47
Deposits in foreign offices	99,289	0.15	37	86,333	0.15	32
Total interest-bearing deposits	825,716	0.13	269	773,021	0.15	297
Short-term borrowings	64,676	0.12	19	52,286	0.12	15
Long-term debt	183,286	1.35	620	153,470	1.65	635
Other liabilities	15,580	2.44	96	12,822	2.70	87
Total interest-bearing liabilities	1,089,258	0.37	1,004	991,599	0.42	1,034
Portion of noninterest-bearing funding sources	407,545	—	—	352,585	—	—
Total funding sources	$1,496,803	0.27	1,004	1,344,184	0.30	1,034
Net interest margin and net interest income on a taxable-equivalent basis (5)		3.04%	$11,418		3.27%	$11,022

Noninterest-earning assets
Cash and due from banks	$16,932			15,998
Goodwill	25,705			25,637
Other	124,320			119,947
Total noninterest-earning assets	$166,957			161,582
Noninterest-bearing funding sources
Deposits	$324,080			287,379
Other liabilities	65,672			57,138
Total equity	184,750			169,650
Noninterest-bearing funding sources used to fund earning assets	(407,545)			(352,585)
Net noninterest-bearing funding sources	$166,957			161,582
Total assets	$1,663,760			1,505,766

(1)	Our average prime rate was 3.25% for the quarters ended December 31, 2014 and 2013. The average three-month London Interbank Offered Rate (LIBOR) was 0.24% for the same quarters.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $238 million and $219 million for the quarters ended December 31, 2014 and 2013, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Glossary of Acronyms

ABS	Asset-backed securities	G-SIB	Globally systemic important bank
ACL	Allowance for credit losses	HAMP	Home Affordability Modification Program
ALCO	Asset/Liability Management Committee	HPI	Home Price Index
ARM	Adjustable-rate mortgage	HUD	U.S. Department of Housing and Urban Development
ARS	Auction rate security	LCR	Liquidity coverage ratio
ASC	Accounting Standards Codification	LHFS	Loans held for sale
ASU	Accounting Standards Update	LIBOR	London Interbank Offered Rate
AVM	Automated valuation model	LIHTC	Low-Income Housing Tax Credit
BCBS	Basel Committee on Bank Supervision	LOCOM	Lower of cost or market value
BHC	Bank holding company	LTV	Loan-to-value
CCAR	Comprehensive Capital Analysis and Review	MBS	Mortgage-backed security
CD	Certificate of deposit	MHA	Making Home Affordable programs
CDO	Collateralized debt obligation	MHFS	Mortgages held for sale
CDS	Credit default swaps	MSR	Mortgage servicing right
CET1	Common Equity Tier 1	MTN	Medium-term note
CFTC	U. S. Commodity Futures Trading Commission	NAV	Net asset value
CLO	Collateralized loan obligation	NPA	Nonperforming asset
CLTV	Combined loan-to-value	OCC	Office of the Comptroller of the Currency
CMBS	Commercial mortgage-backed securities	OCI	Other comprehensive income
CPP	Capital Purchase Program	OTC	Over-the-counter
CRE	Commercial real estate	OTTI	Other-than-temporary impairment
DOJ	U. S. Department of Justice	PCI Loans	Purchased credit-impaired loans
DPD	Days past due	PTPP	Pre-tax pre-provision profit
ESOP	Employee Stock Ownership Plan	RBC	Risk-based capital
FAS	Statement of Financial Accounting Standards	RMBS	Residential mortgage-backed securities
FASB	Financial Accounting Standards Board	ROA	Wells Fargo net income to average total assets
FDIC	Federal Deposit Insurance Corporation	ROE	Wells Fargo net income applicable to common stock
FFELP	Federal Family Education Loan Program		to average Wells Fargo common stockholders' equity
FHA	Federal Housing Administration	RWAs	Risk-weighted assets
FHFA	Federal Housing Finance Agency	SEC	Securities and Exchange Commission
FHLB	Federal Home Loan Bank	S&P	Standard & Poor’s Ratings Services
FHLMC	Federal Home Loan Mortgage Corporation	SPE	Special purpose entity
FICO	Fair Isaac Corporation (credit rating)	TARP	Troubled Asset Relief Program
FNMA	Federal National Mortgage Association	TDR	Troubled debt restructuring
FRB	Board of Governors of the Federal Reserve System	VA	Department of Veterans Affairs
FSB	Financial Stability Board	VaR	Value-at-Risk
GAAP	Generally accepted accounting principles	VIE	Variable interest entity
GNMA	Government National Mortgage Association	WFCC	Wells Fargo Canada Corporation
GSE	Government-sponsored entity