Form 10-K, Exhibit 13
period 2015-12-31
WELLS FARGO & COMPANY/MN
filed 2016-02-24
CIK 72971

Exhibit 13

		Financial Review
30		Overview	152	3	Cash, Loan and Dividend Restrictions
34		Earnings Performance	153	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments
53		Balance Sheet Analysis	154	5	Investment Securities
56		Off-Balance Sheet Arrangements	162	6	Loans and Allowance for Credit Losses
58		Risk Management	180	7	Premises, Equipment, Lease Commitments and Other Assets
102		Capital Management	182	8	Securitizations and Variable Interest Entities
108		Regulatory Reform	193	9	Mortgage Banking Activities
110		Critical Accounting Policies	196	10	Intangible Assets
114		Current Accounting Developments	197	11	Deposits
115		Forward-Looking Statements	198	12	Short-Term Borrowings
117		Risk Factors	199	13	Long-Term Debt
			201	14	Guarantees, Pledged Assets and Collateral
		Controls and Procedures	206	15	Legal Actions
131		Disclosure Controls and Procedures	208	16	Derivatives
131		Internal Control Over Financial Reporting	216	17	Fair Values of Assets and Liabilities
131		Management's Report on Internal Control over Financial Reporting	239	18	Preferred Stock
132		Report of Independent Registered Public Accounting Firm	242	19	Common Stock and Stock Plans
			246	20	Employee Benefits and Other Expenses
		Financial Statements	252	21	Income Taxes
133		Consolidated Statement of Income	254	22	Earnings Per Common Share
134		Consolidated Statement of Comprehensive Income	255	23	Other Comprehensive Income
135		Consolidated Balance Sheet	257	24	Operating Segments
136		Consolidated Statement of Changes in Equity	259	25	Parent-Only Financial Statements
140		Consolidated Statement of Cash Flows	262	26	Regulatory and Agency Capital Requirements

		Notes to Financial Statements	263		Report of Independent Registered Public Accounting Firm
141	1	Summary of Significant Accounting Policies	264		Quarterly Financial Data
151	2	Business Combinations	266		Glossary of Acronyms

Wells Fargo & Company	29

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” and “Risk Factors” sections, and in the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. When we refer to “legacy Wells Fargo,” we mean Wells Fargo excluding Wachovia Corporation (Wachovia). See the Glossary of Acronyms for terms used throughout this Report.

Financial Review

Overview
Wells Fargo & Company is a diversified, community-based financial services company with $1.8 trillion in assets. Founded in 1852 and headquartered in San Francisco, we provide banking, insurance, investments, mortgage, and consumer and commercial finance through 8,700 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and we have offices in 36 countries to support our customers who conduct business in the global economy. With approximately 265,000 active, full-time equivalent team members, we serve one in three households in the United States and ranked No. 30 on Fortune’s 2015 rankings of America’s largest corporations. We ranked third in assets and first in the market value of our common stock among all U.S. banks at December 31, 2015.
We use our Vision and Values to guide us toward growth and success. Our vision is to satisfy our customers’ financial needs, help them succeed financially, be recognized as the premier financial services company in our markets and be one of America’s great companies. We aspire to create deep and enduring relationships with our customers by providing them with an exceptional experience and by discovering their needs and delivering the most relevant products, services, advice, and guidance.
We have five primary values, which are based on our vision and provide the foundation for everything we do. First, we value and support our people as a competitive advantage and strive to attract, develop, retain and motivate the most talented people we can find. Second, we strive for the highest ethical standards with our team members, our customers, our communities and our shareholders. Third, with respect to our customers, we strive to base our decisions and actions on what is right for them in everything we do. Fourth, for team members we strive to build and sustain a diverse and inclusive culture – one where they feel valued and respected for who they are as well as for the skills and experiences they bring to our company. Fifth, we also look to each of our team members to be leaders in establishing, sharing and communicating our vision. In addition to our five primary values, one of our key day-to-day priorities is to make risk management a competitive advantage by working hard to ensure appropriate controls are in place to reduce risks to our customers, maintain and increase our competitive market position, and protect Wells Fargo’s long-term safety, soundness and reputation.

Financial Performance
In 2015, we generated $22.9 billion of net income and record diluted earnings per common share (EPS) of $4.12 and ended the year as the world's most valuable bank by market capitalization. We produced strong loan and deposit growth, grew the number of customers we serve, improved credit quality, enhanced our risk management practices, increased our capital and liquidity levels and rewarded our shareholders by increasing our dividend and continuing to repurchase shares of our common stock. Our achievements during 2015 continued to demonstrate the benefit of our diversified business model and our continued focus on the real economy. Our contribution to the real economy in 2015 was broad based and included originating $213.2 billion in residential mortgage loans, $31.1 billion of auto loans, $18.8 billion in new loan commitments to our small business customers, who primarily have less than $20 million in annual revenue, and $34.4 billion of middle market loans.
Noteworthy items included:

•	revenue of $86.1 billion, up 2% from 2014;

•	pre-tax pre-provision profit (PTPP) of $36.1 billion, up 2%;

•	an increase in loans of $54.0 billion, up 6%, even with the planned runoff in our non-strategic/liquidating portfolios, and growth in our core loan portfolio of $62.8 billion, up 8%;

•	strong customer deposit growth generated by our deposit franchise, with total deposits up $55.0 billion, or 5%;

•	strong credit performance as our net charge-off ratio declined to 33 basis points of average loans;

•	loan loss allowance releases declined from $1.6 billion in 2014 to $450 million in 2015;

•	strengthening our capital levels as our Common Equity Tier I ratio (fully phased-in) was 10.77%; and

•	returning $12.6 billion in capital to our shareholders, our 5th consecutive year of increased returns, through increased common stock dividends and additional net share repurchases.

Balance Sheet and Liquidity
Our balance sheet grew 6% in 2015 to $1.8 trillion, as we increased our liquidity position, improved the quality of our assets and held more capital. We grew deposits by 5% while reducing our deposit costs by two basis points. We also grew our loans each quarter on a year-over-year basis to end 2015 with our 18th consecutive quarter of growth (for the past 15 quarters year-over-year loan growth has been 3% or greater) despite the planned runoff from our non-strategic/liquidating portfolios. Our non-strategic/liquidating loan portfolios decreased $8.8 billion during the year (to less than 6% of total loans) and

30	Wells Fargo & Company

our core loan portfolios increased $62.8 billion from the prior year. Our core loan portfolio growth included $11.5 billion from the GE Capital commercial real estate loan purchase and related financing transaction announced in first quarter 2015. We grew our investment securities portfolio by $34.6 billion in 2015 and our federal funds sold, securities purchased under resale agreements and other short-term investments (collectively referred to as federal funds sold and other short-term investments elsewhere in this Report) increased by $11.7 billion, or 5%, during the year. While we believe our liquidity position continued to remain strong with increased regulatory expectations, we have added to our position over the past year.
The strength of our balance sheet during 2015 positioned us for the agreement we announced in third quarter 2015 to purchase GE Capital's Commercial Distribution Finance and Vendor Finance businesses as well as a portion of its Corporate Finance business – an acquisition that will help us serve more markets and meet more of our customers' financial needs. The acquisition is expected to include total assets of approximately $31 billion and is expected to close in two phases. The North American portion, which represents approximately 90% of total assets to be acquired, is expected to close late in first quarter 2016. The international portion is expected to close in second quarter 2016. Also, in January 2016 we closed our purchase of GE Railcar Services, which included $4.0 billion of operating and capital leases, comprised of 77,000 railcars and just over 1,000 locomotives that were added to our existing First Union Rail business. During fourth quarter 2015 we issued long-term debt to partially fund the anticipated closing of these GE Capital acquisitions.
Deposit growth remained strong with period-end deposits up $55.0 billion from 2014. This increase reflected solid growth across both our commercial and consumer businesses. We grew our primary consumer checking customers by 5.6% and primary small business and business banking checking customers by 4.8% from a year ago (November 2015 compared with November 2014). Our ability to grow primary customers is important to our results because these customers have more interactions with us and are significantly more profitable than non-primary customers.

Credit Quality
Credit quality remained strong in 2015, demonstrating the benefit of our diversified loan portfolio. Solid performance in several of our commercial and consumer loan portfolios was evidenced by losses remaining near historically low levels, reflecting our long-term risk focus. Net charge-offs of $2.9 billion were 0.33% of average loans, down 2 basis points from a year ago. Net losses in our commercial portfolio were $387 million, or 9 basis points of average loans. Net consumer losses declined to 55 basis points in 2015 from 65 basis points in 2014. Our commercial real estate portfolios were in a net recovery position for each quarter of the last three years, reflecting our conservative risk discipline and improved market conditions. Losses on our consumer real estate portfolios declined $497 million, or 44%, from a year ago. The consumer loss levels reflected the benefit of the improving housing market and our continued focus on originating high quality loans. Approximately 67% of the consumer first mortgage portfolio was originated after 2008, when new underwriting standards were implemented.
Our provision for credit losses in 2015 was $2.4 billion compared with $1.4 billion a year ago reflecting a release of

$450 million from the allowance for credit losses, compared with a release of $1.6 billion a year ago. We did not release or build our allowance in the last half of 2015 as the credit improvement in our residential real estate portfolios was offset by higher commercial allowance reflecting deterioration in our oil and gas portfolio. Total loans in the oil and gas portfolio were down 6% from a year ago and are now less than 2% of our total loans outstanding. Approximately $1.2 billion of the allowance at December 31, 2015 was allocated to our oil and gas portfolio; however the entire allowance is available to absorb credit losses inherent in the total loan portfolio. If oil prices remain low for a prolonged period of time, there could be additional performance deterioration in our oil and gas portfolio resulting in higher criticized assets, nonperforming loans, allowance levels and ultimately credit losses. Deteriorated performance can take the form of increased downgrades, borrower defaults, potentially higher commitment drawdowns prior to default, and downgraded borrowers being unable to fully access the capital markets. Furthermore, our loan exposure in communities where the employment base has a concentration in the oil and gas sector may experience some credit challenges.
Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions.
In addition to lower net charge-offs, nonperforming assets (NPAs) through the end of 2015 have declined for 13 consecutive quarters and were down $2.7 billion, or 17%, from 2014. Nonaccrual loans declined $1.5 billion from the prior year while foreclosed assets were down $1.2 billion from 2014.

Capital
Our capital levels remained strong in 2015, even as we returned more capital to our shareholders, with total equity increasing to $193.9 billion at December 31, 2015, up $8.6 billion from the prior year. We returned $12.6 billion to shareholders in 2015 ($12.5 billion in 2014) through common stock dividends and net share repurchases and our net payout ratio (which is the ratio of (i) common stock dividends and share repurchases less issuances and stock compensation-related items, divided by (ii) net income applicable to common stock) was 59%. During 2015 we increased our quarterly common stock dividend by 7% to $0.375 per share. In 2015, our common shares outstanding declined by 78.2 million shares as we continued to reduce our common share count through the repurchase of 163.4 million common shares during the year. We also entered into a $500 million forward repurchase contract with an unrelated third party in December 2015 that settled in January 2016 for 9.2 million shares. In addition, we entered into a $750 million forward repurchase contract with an unrelated third party in January 2016 that settled in first quarter 2016 for 15.9 million shares. We expect our share count to continue to decline in 2016 as a result of anticipated net share repurchases.
We believe an important measure of our capital strength is the Common Equity Tier 1 ratio on a fully phased-in basis, which increased to 10.77% in 2015 from 10.43% a year ago. Likewise, our other regulatory capital ratios remained strong. See the “Capital Management” section in this Report for more information regarding our capital, including the calculation of our regulatory capital amounts.

Wells Fargo & Company	31

Overview (continued)

Table 1: Six-Year Summary of Selected Financial Data

(in millions, except per share amounts)	2015	2014	2013	2012	2011	2010	% Change 2015/ 2014	Five-year compound growth rate
Income statement
Net interest income	$45,301	43,527	42,800	43,230	42,763	44,757	4%	—
Noninterest income	40,756	40,820	40,980	42,856	38,185	40,453	—	—
Revenue	86,057	84,347	83,780	86,086	80,948	85,210	2	—
Provision for credit losses	2,442	1,395	2,309	7,217	7,899	15,753	75	(31)
Noninterest expense	49,974	49,037	48,842	50,398	49,393	50,456	2	—
Net income before noncontrolling interests	23,276	23,608	22,224	19,368	16,211	12,663	(1)	13
Less: Net income from noncontrolling interests	382	551	346	471	342	301	(31)	5
Wells Fargo net income	22,894	23,057	21,878	18,897	15,869	12,362	(1)	13
Earnings per common share	4.18	4.17	3.95	3.40	2.85	2.23	—	13
Diluted earnings per common share	4.12	4.10	3.89	3.36	2.82	2.21	—	13
Dividends declared per common share	1.475	1.350	1.150	0.880	0.480	0.200	9	49
Balance sheet (at year end)
Investment securities	$347,555	312,925	264,353	235,199	222,613	172,654	11%	15
Loans	916,559	862,551	822,286	798,351	769,631	757,267	6	4
Allowance for loan losses	11,545	12,319	14,502	17,060	19,372	23,022	(6)	(13)
Goodwill	25,529	25,705	25,637	25,637	25,115	24,770	(1)	1
Assets	1,787,632	1,687,155	1,523,502	1,421,746	1,313,867	1,258,128	6	7
Deposits	1,223,312	1,168,310	1,079,177	1,002,835	920,070	847,942	5	8
Long-term debt	199,536	183,943	152,998	127,379	125,354	156,983	8	5
Wells Fargo stockholders' equity	192,998	184,394	170,142	157,554	140,241	126,408	5	9
Noncontrolling interests	893	868	866	1,357	1,446	1,481	3	(10)
Total equity	193,891	185,262	171,008	158,911	141,687	127,889	5	9

32	Wells Fargo & Company

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2015	2014	2013
Profitability ratios
Wells Fargo net income to average assets (ROA)	1.31%	1.45	1.51
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders' equity (ROE)	12.60	13.41	13.87
Efficiency ratio (1)	58.1	58.1	58.3
Capital ratios (2)(3)
At year end:
Wells Fargo common stockholders' equity to assets	9.62	9.86	10.17
Total equity to assets	10.85	10.98	11.22
Risk-based capital:
Common Equity Tier 1	11.07	11.04	10.82
Tier 1 capital	12.63	12.45	12.33
Total capital	15.45	15.53	15.43
Tier 1 leverage	9.37	9.45	9.60
Average balances:
Average Wells Fargo common stockholders' equity to average assets	9.78	10.22	10.41
Average total equity to average assets	10.99	11.32	11.41
Per common share data
Dividend payout (4)	35.8	32.9	29.6
Book value	$33.78	32.19	29.48
Market price (5)
High	58.77	55.95	45.64
Low	47.75	44.17	34.43
Year end	54.36	54.82	45.40

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)
The risk-based capital ratios presented at December 31, 2015, were calculated under the lower of Standardized or Advanced Approach determined pursuant to Basel III with Transition Requirements. Accordingly, the total capital ratio was calculated under the Advanced Approach and the other ratios were calculated under the Standardized Approach. The risk-based capital ratios were calculated under the Basel III General Approach at December 31, 2014, and under Basel I at December 31, 2013.

(3)	See the "Capital Management" section and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

(4)	Dividends declared per common share as a percentage of diluted earnings per common share.

(5)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Wells Fargo & Company	33

Earnings Performance
Wells Fargo net income for 2015 was $22.9 billion ($4.12 diluted earnings per common share), compared with $23.1 billion ($4.10 diluted per share) for 2014 and $21.9 billion ($3.89 diluted per share) for 2013. Our 2015 earnings reflected continued strong execution of our business strategy as well as growth in many of our businesses. Our financial performance in 2015 benefited from a $1.8 billion increase in net interest income, which was offset by a $1.0 billion increase in our provision for credit losses and a $937 million increase in noninterest expense.
Revenue, the sum of net interest income and noninterest income, was $86.1 billion in 2015, compared with $84.3 billion in 2014 and $83.8 billion in 2013. The increase in revenue for 2015 compared with 2014 was predominantly due to an increase in net interest income, reflecting increases in income from trading assets, investment securities, and loans. Our diversified sources of revenue generated by our businesses continued to be balanced between net interest income and noninterest income. In 2015, net interest income of $45.3 billion represented 53% of revenue, compared with $43.5 billion (52%) in 2014 and $42.8 billion (51%) in 2013.

Noninterest income was $40.8 billion in 2015, representing 47% of revenue, compared with $40.8 billion (48%) in 2014 and $41.0 billion (49%) in 2013. Noninterest income was relatively stable in 2015 compared with a year ago, reflecting our continued ability to generate fee income despite fluctuations in market sensitive revenue.
Noninterest expense was $50.0 billion in 2015, compared with $49.0 billion in 2014 and $48.8 billion in 2013. The increase in noninterest expense in 2015, compared with 2014, reflected higher compensation expense and operating losses. Noninterest expense as a percentage of revenue (efficiency ratio) was 58.1% in 2015, 58.1% in 2014 and 58.3% in 2013, reflecting our expense management efforts.
Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.

34	Wells Fargo & Company

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31,
(in millions)	2015	% of revenue	2014	% of revenue	2013	% of revenue
Interest income (on a taxable equivalent basis)
Trading assets	$2,010	2%	$1,712	2%	$1,406	2%
Investment securities	9,906	12	9,253	11	8,841	11
Mortgages held for sale (MHFS)	785	1	767	1	1,290	2
Loans held for sale (LHFS)	19	—	78	—	13	—
Loans	36,663	43	35,715	42	35,618	43
Other interest income	990	1	932	1	724	1
Total interest income (on a taxable equivalent basis)	50,373	59	48,457	57	47,892	57
Interest expense
Deposits	963	1	1,096	1	1,337	2
Short-term borrowings	64	—	62	—	71	—
Long-term debt	2,592	4	2,488	3	2,585	3
Other interest expense	357	—	382	—	307	—
Total interest expense	3,976	5	4,028	4	4,300	5
Net interest income (on a taxable-equivalent basis)	46,397	54	44,429	53	43,592	52
Taxable-equivalent adjustment	(1,096)	(1)	(902)	(1)	(792)	(1)
Net interest income (A)	45,301	53	43,527	52	42,800	51
Noninterest income
Service charges on deposit accounts	5,168	6	5,050	6	5,023	6
Trust and investment fees (1)	14,468	16	14,280	17	13,430	16
Card fees	3,720	4	3,431	4	3,191	4
Other fees (1)	4,324	5	4,349	5	4,340	5
Mortgage banking (1)	6,501	7	6,381	8	8,774	10
Insurance	1,694	2	1,655	2	1,814	2
Net gains from trading activities	614	1	1,161	1	1,623	2
Net gains (losses) on debt securities	952	1	593	1	(29)	—
Net gains from equity investments	2,230	3	2,380	3	1,472	2
Lease income	621	1	526	1	663	1
Other	464	1	1,014	1	679	1
Total noninterest income (B)	40,756	47	40,820	48	40,980	49
Noninterest expense
Salaries	15,883	19	15,375	18	15,152	18
Commission and incentive compensation	10,352	12	9,970	12	9,951	12
Employee benefits	4,446	5	4,597	5	5,033	6
Equipment	2,063	2	1,973	2	1,984	2
Net occupancy	2,886	3	2,925	3	2,895	3
Core deposit and other intangibles	1,246	1	1,370	2	1,504	2
FDIC and other deposit assessments	973	1	928	1	961	1
Other (2)	12,125	15	11,899	14	11,362	14
Total noninterest expense	49,974	58	49,037	58	48,842	58
Revenue (A) + (B)	$86,057		$84,347		$83,780

(1)	See Table 7 – Noninterest Income in this Report for additional detail.

(2)	See Table 8 – Noninterest Expense in this Report for additional detail.

Wells Fargo & Company	35

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
Net interest income on a taxable-equivalent basis was $46.4 billion in 2015, compared with $44.4 billion in 2014, and $43.6 billion in 2013. The net interest margin was 2.95% in 2015, down 16 basis points from 3.11% in 2014, which was down 29 basis points from 3.40% in 2013. The increase in net interest income for 2015, compared with 2014, was primarily driven by loan growth, the benefit of swapping a portion of our variable rate commercial loans to fixed rate, securities purchases, higher trading balances, and reduced deposit costs. Strong growth in commercial loans, retained first lien real estate loans and credit cards contributed to higher net interest income as originations more than replaced runoff in the non-strategic/liquidating portfolios. This increase was partially offset by the impact of increased interest expense on higher long-term debt balances and reduced interest income from loans held for sale (LHFS) following the sale of substantially all of the government guaranteed student loan portfolio in 2014. Funding costs in 2015 remained relatively flat compared with 2014 due to lower deposit costs as a result of disciplined pricing, partially offset by increased long-term debt interest expense. The decline in net interest margin in 2015, compared with 2014, was primarily due to customer-driven deposit growth and higher long-term debt balances, partially offset by growth in loans and securities. The growth in customer-driven deposits and funding balances during 2015 kept cash, federal funds sold, and other short-term investments elevated, which diluted net interest margin but was essentially neutral to net interest income. During fourth quarter 2015, we issued long-term debt to partially fund the previously announced acquisition of certain commercial lending businesses and assets from GE Capital, with the majority of assets anticipated to close in first quarter 2016.

Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year changes that influenced net interest income.
Average earning assets increased $142.4 billion in 2015 from a year ago, as average investment securities increased $55.1 billion and average federal funds sold and other short-term investments increased $25.6 billion for the same period, respectively. In addition, average loans increased $51.0 billion in 2015, compared with a year ago.
Deposits are an important low-cost source of funding and affect both net interest income and the net interest margin. Deposits include noninterest-bearing deposits, interest-bearing checking, market rate and other savings, savings certificates, other time deposits, and deposits in foreign offices. Average deposits rose to $1.2 trillion in 2015, compared with $1.1 trillion in 2014, and funded 135% of average loans compared with 134% a year ago. Average deposits decreased to 76% of average earning assets in 2015, compared with 78% a year ago. The cost of these deposits has continued to decline due to a sustained low interest rate environment and a shift in our deposit mix from higher cost certificates of deposit to lower yielding checking and savings products.
Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2015, are analyzed in Table 6.

36	Wells Fargo & Company

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earnings Assets

	Year ended December 31,
	2015		2014
(in millions)	Average balance	% of earning assets	Average balance	% of earning assets
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$266,832	17%	$241,282	17%
Trading assets	66,679	4	55,140	4
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	32,093	2	10,400	1
Securities of U.S. states and political subdivisions	47,404	3	43,138	3
Mortgage-backed securities:
Federal agencies	100,218	6	114,076	8
Residential and commercial	22,490	2	26,475	2
Total mortgage-backed securities	122,708	8	140,551	10
Other debt and equity securities	49,752	3	47,488	3
Total available-for-sale securities	251,957	16	241,577	17
Held-to-maturity securities	74,048	5	29,319	2
Mortgages held for sale (1)	21,603	2	19,018	2
Loans held for sale (1)	573	—	4,226	—
Loans:
Commercial:
Commercial and industrial - U.S.	237,844	15	204,819	14
Commercial and industrial - Non U.S.	46,028	3	42,661	3
Real estate mortgage	116,893	7	112,710	8
Real estate construction	20,979	1	17,676	1
Lease financing	12,301	1	12,257	1
Total commercial	434,045	27	390,123	27
Consumer:
Real estate 1-4 family first mortgage	268,560	17	261,620	18
Real estate 1-4 family junior lien mortgage	56,242	4	62,510	4
Credit card	31,307	2	27,491	2
Automobile	57,766	4	53,854	4
Other revolving credit and installment	37,512	2	38,834	3
Total consumer	451,387	29	444,309	31
Total loans (1)	885,432	56	834,432	58
Other	4,947	—	4,673	—
Total earning assets	$1,572,071	100%	$1,429,667	100%
Funding sources
Deposits:
Interest-bearing checking	$38,640	2%	$39,729	3%
Market rate and other savings	625,549	40	585,854	41
Savings certificates	31,887	2	38,111	3
Other time deposits	51,790	3	51,434	3
Deposits in foreign offices	107,138	7	95,889	7
Total interest-bearing deposits	855,004	54	811,017	57
Short-term borrowings	87,465	6	60,111	4
Long-term debt	185,078	12	167,420	12
Other liabilities	16,545	1	14,401	1
Total interest-bearing liabilities	1,144,092	73	1,052,949	74
Portion of noninterest-bearing funding sources	427,979	27	376,718	26
Total funding sources	$1,572,071	100%	$1,429,667	100%
Noninterest-earning assets
Cash and due from banks	$17,327		16,361
Goodwill	25,673		25,687
Other	127,848		121,634
Total noninterest-earning assets	$170,848		163,682
Noninterest-bearing funding sources
Deposits	$339,069		303,127
Other liabilities	68,174		56,985
Total equity	191,584		180,288
Noninterest-bearing funding sources used to fund earning assets	(427,979)		(376,718)
Net noninterest-bearing funding sources	$170,848		163,682
Total assets	$1,742,919		1,593,349

(1)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company	37

Earnings Performance (continued)

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

			2015			2014
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$266,832	0.28%	$738	241,282	0.28%	$673
Trading assets	66,679	3.01	2,010	55,140	3.10	1,712
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	32,093	1.58	505	10,400	1.64	171
Securities of U.S. states and political subdivisions	47,404	4.23	2,007	43,138	4.29	1,852
Mortgage-backed securities:
Federal agencies	100,218	2.73	2,733	114,076	2.84	3,235
Residential and commercial	22,490	5.73	1,289	26,475	6.03	1,597
Total mortgage-backed securities	122,708	3.28	4,022	140,551	3.44	4,832
Other debt and equity securities	49,752	3.42	1,701	47,488	3.66	1,741
Total available-for-sale securities	251,957	3.27	8,235	241,577	3.56	8,596
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,173	2.19	968	17,239	2.23	385
Securities of U.S. states and political subdivisions	2,087	5.40	113	246	4.93	12
Federal agency mortgage-backed securities	21,967	2.23	489	5,921	2.55	151
Other debt securities	5,821	1.73	101	5,913	1.85	109
Held-to-maturity securities	74,048	2.26	1,671	29,319	2.24	657
Total investment securities	326,005	3.04	9,906	270,896	3.42	9,253
Mortgages held for sale (4)	21,603	3.63	785	19,018	4.03	767
Loans held for sale (4)	573	3.25	19	4,226	1.85	78
Loans:
Commercial:
Commercial and industrial - U.S.	237,844	3.29	7,836	204,819	3.35	6,869
Commercial and industrial - non U.S.	46,028	1.90	877	42,661	2.03	867
Real estate mortgage	116,893	3.41	3,984	112,710	3.64	4,100
Real estate construction	20,979	3.57	749	17,676	4.21	744
Lease financing	12,301	4.70	577	12,257	5.63	690
Total commercial	434,045	3.23	14,023	390,123	3.40	13,270
Consumer:
Real estate 1-4 family first mortgage	268,560	4.10	11,002	261,620	4.19	10,961
Real estate 1-4 family junior lien mortgage	56,242	4.25	2,391	62,510	4.30	2,686
Credit card	31,307	11.70	3,664	27,491	11.98	3,294
Automobile	57,766	5.84	3,374	53,854	6.27	3,377
Other revolving credit and installment	37,512	5.89	2,209	38,834	5.48	2,127
Total consumer	451,387	5.02	22,640	444,309	5.05	22,445
Total loans (4)	885,432	4.14	36,663	834,432	4.28	35,715
Other	4,947	5.11	252	4,673	5.54	259
Total earning assets	$1,572,071	3.20%	$50,373	1,429,667	3.39%	$48,457
Funding sources
Deposits:
Interest-bearing checking	$38,640	0.05%	$20	39,729	0.07%	$26
Market rate and other savings	625,549	0.06	367	585,854	0.07	403
Savings certificates	31,887	0.63	201	38,111	0.85	323
Other time deposits	51,790	0.45	232	51,434	0.40	207
Deposits in foreign offices	107,138	0.13	143	95,889	0.14	137
Total interest-bearing deposits	855,004	0.11	963	811,017	0.14	1,096
Short-term borrowings	87,465	0.07	64	60,111	0.10	62
Long-term debt	185,078	1.40	2,592	167,420	1.49	2,488
Other liabilities	16,545	2.15	357	14,401	2.65	382
Total interest-bearing liabilities	1,144,092	0.35	3,976	1,052,949	0.38	4,028
Portion of noninterest-bearing funding sources	427,979	—	—	376,718	—	—
Total funding sources	$1,572,071	0.25	3,976	1,429,667	0.28	4,028
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.95%	$46,397		3.11%	$44,429
Noninterest-earning assets
Cash and due from banks	$17,327			16,361
Goodwill	25,673			25,687
Other	127,848			121,634
Total noninterest-earning assets	$170,848			163,682
Noninterest-bearing funding sources
Deposits	$339,069			303,127
Other liabilities	68,174			56,985
Total equity	191,584			180,288
Noninterest-bearing funding sources used to fund earning assets	(427,979)			(376,718)
Net noninterest-bearing funding sources	$170,848			163,682
Total assets	$1,742,919			1,593,349

(1)
Our average prime rate was 3.26% for the year ended December 31, 2015, and 3.25% for the years ended December 31, 2014, 2013, 2012, and 2011, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.32%, 0.23%, 0.27%, 0.43%, and 0.34% for the same years, respectively.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

38	Wells Fargo & Company

		2013			2012			2011
Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

$154,902	0.32%	$489	84,081	0.45%	$378	87,186	0.40%	$345
44,745	3.14	1,406	41,950	3.29	1,380	39,737	3.68	1,463

6,750	1.66	112	3,604	1.31	47	5,503	1.25	69
39,922	4.38	1,748	34,875	4.48	1,561	24,035	5.09	1,223

107,148	2.83	3,031	92,887	3.12	2,893	74,665	4.36	3,257
30,717	6.47	1,988	33,545	6.75	2,264	31,902	8.20	2,617
137,865	3.64	5,019	126,432	4.08	5,157	106,567	5.51	5,874
55,002	3.53	1,940	49,245	4.04	1,992	38,625	5.03	1,941
239,539	3.68	8,819	214,156	4.09	8,757	174,730	5.21	9,107

—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
701	3.09	22	—	—	—	—	—	—
16	1.99	—	—	—	—	—	—	—
717	3.06	22	—	—	—	—	—	—
240,256	3.68	8,841	214,156	4.09	8,757	174,730	5.21	9,107
35,273	3.66	1,290	48,955	3.73	1,825	37,232	4.42	1,644
163	7.95	13	661	6.22	41	1,104	5.25	58

185,813	3.66	6,807	173,913	4.01	6,981	157,608	4.37	6,894
40,987	2.03	832	38,838	2.34	910	35,042	2.13	745
107,316	3.94	4,233	105,492	4.19	4,416	102,320	4.07	4,167
16,537	4.76	787	18,047	4.97	897	21,672	4.88	1,057
12,373	6.10	755	13,067	7.18	939	13,223	7.52	994
363,026	3.70	13,414	349,357	4.05	14,143	329,865	4.20	13,857

254,012	4.22	10,717	235,011	4.55	10,704	227,676	4.90	11,156
70,264	4.29	3,014	80,887	4.28	3,460	90,755	4.33	3,930
24,757	12.46	3,084	22,809	12.68	2,892	21,556	13.04	2,811
48,476	6.94	3,365	44,986	7.54	3,390	43,834	8.14	3,568
42,135	4.80	2,024	42,174	4.57	1,928	43,458	4.56	1,980
439,644	5.05	22,204	425,867	5.25	22,374	427,279	5.49	23,445
802,670	4.44	35,618	775,224	4.71	36,517	757,144	4.93	37,302
4,354	5.39	235	4,438	4.70	209	4,929	4.12	203
$1,282,363	3.73%	$47,892	1,169,465	4.20%	$49,107	1,102,062	4.55%	$50,122

$35,570	0.06%	$22	30,564	0.06%	$19	47,705	0.08%	$40
550,394	0.08	450	505,310	0.12	592	464,450	0.18	836
49,510	1.13	559	59,484	1.31	782	69,711	1.43	995
28,090	0.69	194	13,363	1.68	225	13,126	2.04	268
76,894	0.15	112	67,920	0.16	109	61,566	0.22	136
740,458	0.18	1,337	676,641	0.26	1,727	656,558	0.35	2,275
54,716	0.13	71	51,196	0.18	94	51,781	0.18	94
134,937	1.92	2,585	127,547	2.44	3,110	141,079	2.82	3,978
12,471	2.46	307	10,032	2.44	245	10,955	2.88	316
942,582	0.46	4,300	865,416	0.60	5,176	860,373	0.77	6,663
339,781	—	—	304,049	—	—	241,689	—	—
$1,282,363	0.33	4,300	1,169,465	0.44	5,176	1,102,062	0.61	6,663
	3.40%	$43,592		3.76%	$43,931		3.94%	$43,459

$16,272			16,303			17,388
25,637			25,417			24,904
121,711			130,450			125,911
$163,620			172,170			168,203

$280,229			263,863			215,242
58,178			61,214			57,399
164,994			151,142			137,251
(339,781)			(304,049)			(241,689)
$163,620			172,170			168,203
$1,445,983			1,341,635			1,270,265

(3)	The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $1.1 billion, $902 million, $792 million, $701 million and $696 million for 2015, 2014, 2013, 2012 and 2011, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

Wells Fargo & Company	39

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

Table 6: Analysis of Changes of Net Interest Income

	Year ended December 31,
	2015 over 2014			2014 over 2013
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$65	—	65	252	(68)	184
Trading assets	349	(51)	298	324	(18)	306
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	340	(6)	334	60	(1)	59
Securities of U.S. states and political subdivisions	181	(26)	155	140	(36)	104
Mortgage-backed securities:
Federal agencies	(381)	(121)	(502)	193	11	204
Residential and commercial	(232)	(76)	(308)	(262)	(129)	(391)
Total mortgage-backed securities	(613)	(197)	(810)	(69)	(118)	(187)
Other debt and equity securities	79	(119)	(40)	(270)	71	(199)
Total available-for-sale securities	(13)	(348)	(361)	(139)	(84)	(223)
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	590	(7)	583	385	—	385
Securities of U.S. states and political subdivisions	100	1	101	12	—	12
Federal agency mortgage-backed securities	359	(21)	338	137	(8)	129
Other debt securities	(2)	(6)	(8)	109	—	109
Total held-to-maturity securities	1,047	(33)	1,014	643	(8)	635
Mortgages held for sale	98	(80)	18	(643)	120	(523)
Loans held for sale	(95)	36	(59)	82	(17)	65
Loans:
Commercial:
Commercial and industrial - U.S.	1,092	(125)	967	664	(602)	62
Commercial and industrial - non U.S.	66	(56)	10	35	—	35
Real estate mortgage	149	(265)	(116)	203	(336)	(133)
Real estate construction	127	(122)	5	52	(95)	(43)
Lease financing	2	(115)	(113)	(7)	(58)	(65)
Total commercial	1,436	(683)	753	947	(1,091)	(144)
Consumer:
Real estate 1-4 family first mortgage	283	(242)	41	320	(76)	244
Real estate 1-4 family junior lien mortgage	(265)	(30)	(295)	(335)	7	(328)
Credit card	448	(78)	370	332	(122)	210
Automobile	237	(240)	(3)	354	(342)	12
Other revolving credit and installment	(74)	156	82	(167)	270	103
Total consumer	629	(434)	195	504	(263)	241
Total loans	2,065	(1,117)	948	1,451	(1,354)	97
Other	14	(21)	(7)	17	7	24
Total increase (decrease) in interest income	3,530	(1,614)	1,916	1,987	(1,422)	565
Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	(1)	(5)	(6)	2	2	4
Market rate and other savings	26	(62)	(36)	21	(68)	(47)
Savings certificates	(47)	(75)	(122)	(114)	(122)	(236)
Other time deposits	1	24	25	117	(104)	13
Deposits in foreign offices	16	(10)	6	32	(7)	25
Total interest-bearing deposits	(5)	(128)	(133)	58	(299)	(241)
Short-term borrowings	23	(21)	2	7	(16)	(9)
Long-term debt	258	(154)	104	551	(648)	(97)
Other liabilities	52	(77)	(25)	50	25	75
Total increase (decrease) in interest expense	328	(380)	(52)	666	(938)	(272)
Increase (decrease) in net interest income on a taxable-equivalent basis	$3,202	(1,234)	1,968	1,321	(484)	837

40	Wells Fargo & Company

Noninterest Income

Table 7: Noninterest Income

	Year ended December 31,
(in millions)	2015	2014	2013
Service charges on deposit accounts	$5,168	5,050	5,023
Trust and investment fees:
Brokerage advisory, commissions and other fees	9,435	9,183	8,395
Trust and investment management	3,394	3,387	3,289
Investment banking	1,639	1,710	1,746
Total trust and investment fees	14,468	14,280	13,430
Card fees	3,720	3,431	3,191
Other fees:
Charges and fees on loans	1,228	1,316	1,540
Merchant processing fees (1)	607	726	669
Cash network fees	522	507	493
Commercial real estate brokerage commissions	618	469	338
Letters of credit fees	353	390	410
All other fees	996	941	890
Total other fees	4,324	4,349	4,340
Mortgage banking:
Servicing income, net	2,441	3,337	1,920
Net gains on mortgage loan origination/sales activities	4,060	3,044	6,854
Total mortgage banking	6,501	6,381	8,774
Insurance	1,694	1,655	1,814
Net gains from trading activities	614	1,161	1,623
Net gains (losses) on debt securities	952	593	(29)
Net gains from equity investments	2,230	2,380	1,472
Lease income	621	526	663
Life insurance investment income	579	558	566
All other (1)	(115)	456	113
Total	$40,756	40,820	40,980

(1)	Reflects deconsolidation of the Company's merchant services joint venture in fourth quarter 2015. The Company's proportionate share of earnings is now reflected in all other income.

Noninterest income of $40.8 billion represented 47% of revenue for 2015, compared with $40.8 billion, or 48%, for 2014 and $41.0 billion, or 49%, for 2013. The small decline in noninterest income in 2015 was primarily driven by lower gains from trading activity and all other income, mostly offset by growth in many of our businesses, including credit and debit cards, mortgage, commercial banking, commercial real estate brokerage, multi-family capital, reinsurance, municipal products, and retail brokerage. The decrease in noninterest income in 2014 compared with 2013 was primarily due to a decline in mortgage banking, partially offset by growth in many of our other businesses.
Service charges on deposit accounts were $5.2 billion in 2015, up from $5.1 billion in 2014 due to account growth, higher commercial deposit product sales and commercial deposit product re-pricing, partially offset by lower overdraft fees driven by changes we implemented in early October 2014. Service charges on deposits increased $27 million in 2014 from 2013 due to account growth, new commercial deposit product sales and commercial deposit product re-pricing, partially offset by lower overdraft fees driven by changes we implemented in early October 2014 designed to provide customers with more real time information to manage their deposit accounts and avoid overdrafts.
Brokerage advisory, commissions and other fees are received for providing full-service and discount brokerage services predominantly to retail brokerage clients. Income from these brokerage-related activities include asset-based fees for advisory accounts, which are based on the market value of the client’s assets, and transactional commissions based on the number and size of transactions executed at the client’s direction. These fees increased to $9.4 billion in 2015, from $9.2 billion and $8.4 billion in 2014 and 2013, respectively. The increase in these fees for 2015 was primarily due to growth in asset-based fees driven by higher average advisory account assets in 2015 than 2014. The increase for 2014 was predominantly due to higher asset-based fees as a result of higher market values and growth in advisory account assets. Retail brokerage client assets totaled $1.39 trillion at December 31, 2015, compared with $1.42 trillion and $1.36 trillion at December 31, 2014 and 2013, respectively, with all retail brokerage services provided by our Wealth and Investment Management (WIM) operating segment. For additional information on retail brokerage client assets, see the discussion and Tables 9d and 9e in the "Operating Segment Results – Wealth and Investment Management – Retail Brokerage Client Assets" section in this Report.
We earn trust and investment management fees from managing and administering assets, including mutual funds, institutional separate accounts, corporate trust, personal trust, employee benefit trust and agency assets. Trust and investment management fee income is predominantly from client assets under management (AUM) for which the fees are determined based on a tiered scale relative to the market value of the AUM. AUM consists of assets for which we have investment management discretion. Our AUM totaled $653.4 billion at December 31, 2015, compared with $661.6 billion and $647.2 billion at December 31, 2014 and 2013, respectively, with substantially all of our AUM managed by our WIM operating segment. Additional information regarding our WIM operating segment AUM is provided in Table 9f and the related discussion in the "Operating Segment Results – Wealth and Investment Management – Trust and Investment Client Assets Under Management" section in this Report. In addition to AUM we have client assets under administration (AUA) that earn various administrative fees which are generally based on the extent of the services provided to administer the account. Our AUA totaled $1.4 trillion at December 31, 2015, compared with $1.5 trillion and $1.4 trillion at December 31, 2014 and 2013, respectively. Trust and investment management fees of $3.4 billion in 2015 remained stable compared with 2014, but increased $98 million in 2014 compared with 2013, substantially due to growth in AUM reflecting higher market values.
We earn investment banking fees from underwriting debt and equity securities, arranging loan syndications, and performing other related advisory services. Investment banking fees decreased to $1.6 billion in 2015 from $1.7 billion in 2014, driven by reductions in equity capital markets and loan syndications partially offset by increased fees in advisory services and investment-grade debt origination. Investment banking fees remained unchanged at $1.7 billion in 2014 compared with 2013 as higher advisory services results were offset by lower loan syndication and origination fees.
Card fees were $3.7 billion in 2015, compared with $3.4 billion in 2014 and $3.2 billion in 2013. Card fees increased in 2015 and 2014 primarily due to account growth and increased purchase activity.
Other fees of $4.3 billion in 2015 were unchanged compared with 2014 as increases in commercial real estate brokerage commissions were offset by lower charges and fees on loans primarily due to the phase out of the direct deposit advance product during the first half of 2014, and lower merchant processing fees. The decrease in merchant processing fees reflected deconsolidation of our merchant services joint venture in fourth quarter 2015, which resulted in our proportionate

Wells Fargo & Company	41

Earnings Performance (continued)

share of that income now being reported in all other income. Other fees in 2014 were unchanged compared with 2013 as a decline in charges and fees on loans was offset by an increase in commercial real estate brokerage commissions. Commercial real estate brokerage commissions increased to $618 million in 2015 compared with $469 million in 2014 and $338 million in 2013, driven by increased sales and other property-related activities including financing and advisory services.
Mortgage banking income, consisting of net servicing income and net gains on loan origination/sales activities, totaled $6.5 billion in 2015, compared with $6.4 billion in 2014 and $8.8 billion in 2013.
In addition to servicing fees, net mortgage loan servicing income includes amortization of commercial mortgage servicing rights (MSRs), changes in the fair value of residential MSRs during the period, as well as changes in the value of derivatives (economic hedges) used to hedge the residential MSRs. Net servicing income of $2.4 billion for 2015 included a $885 million net MSR valuation gain ($214 million increase in the fair value of the MSRs and a $671 million hedge gain). Net servicing income of $3.3 billion for 2014 included a $1.4 billion net MSR valuation gain ($2.1 billion decrease in the fair value of the MSRs offset by a $3.5 billion hedge gain), and net servicing income of $1.9 billion for 2013 included a $489 million net MSR valuation gain ($3.4 billion increase in the fair value of MSRs offset by a $2.9 billion hedge loss). The decrease in net MSR valuation gains in 2015, compared with 2014, was primarily attributable to lower hedge gains. The lower net MSR valuation gain in 2013, compared with 2014, was attributable to MSR valuation adjustments associated with higher prepayments and increases in servicing and foreclosure costs.
Our portfolio of loans serviced for others was $1.78 trillion at December 31, 2015, $1.86 trillion at December 31, 2014, and $1.90 trillion at December 31, 2013. At December 31, 2015, the ratio of MSRs to related loans serviced for others was 0.77%, compared with 0.75% at December 31, 2014 and 0.88% at December 31, 2013. See the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for additional information regarding our MSRs risks and hedging approach.
Net gains on mortgage loan origination/sale activities were $4.1 billion in 2015, compared with $3.0 billion in 2014 and $6.9 billion in 2013. The increase in 2015 compared to 2014 was primarily driven by increased origination volumes and margins. The decrease in 2014 from 2013 was primarily driven by lower origination volume and margins. Mortgage loan originations were $213 billion in 2015, compared with $175 billion for 2014 and $351 billion for 2013. The production margin on residential held-for-sale mortgage originations, which represents net gains on residential mortgage loan origination/sales activities divided by total residential held-for-sale mortgage originations, provides a measure of the profitability of our residential mortgage origination activity. Table 7a presents the information used in determining the production margin.

Table 7a: Selected Residential Mortgage Production Data

		Year ended December 31,
		2015	2014	2013
Net gains on mortgage loan origination/sales activities (in millions):
Residential	(A)	$2,861	2,217	6,227
Commercial		362	285	356
Residential pipeline and unsold/repurchased loan management (1)		837	542	271
Total		$4,060	3,044	6,854
Residential real estate originations (in billions):
Held-for-sale	(B)	$155	129	300
Held-for-investment		58	46	51
Total		$213	175	351
Production margin on residential held-for-sale mortgage originations	(A)/(B)	1.84%	1.72	2.08

(1)	Primarily includes the results of GNMA loss mitigation activities, interest rate management activities and changes in estimate to the liability for mortgage loan repurchase losses.

The production margin was 1.84% for 2015, compared with 1.72% for 2014 and 2.08% for 2013. Mortgage applications were $311 billion in 2015, compared with $262 billion in 2014 and $438 billion in 2013. The 1-4 family first mortgage unclosed pipeline was $29 billion at December 31, 2015, compared with $26 billion at December 31, 2014 and $25 billion at December 31, 2013. For additional information about our mortgage banking activities and results, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section and Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
Net gains on mortgage loan origination/sales activities include adjustments to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties, and early payment default clauses in mortgage sale contracts. For 2015, we released a net $159 million from the repurchase liability, compared with a net release of $140 million for 2014 and a provision of $428 million for 2013. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

42	Wells Fargo & Company

We engage in trading activities primarily to accommodate the investment activities of our customers, and to execute economic hedging to manage certain components of our balance sheet risks. Net gains (losses) from trading activities, which reflect unrealized changes in fair value of our trading positions and realized gains and losses, were $614 million in 2015, $1.2 billion in 2014 and $1.6 billion in 2013. The decrease in 2015 was driven by lower economic hedge income, lower trading from customer accommodation activity, and lower deferred compensation gains (offset in employee benefits expense). The decrease in 2014 from 2013 was driven by lower trading from customer accommodation activity within our capital markets business and lower deferred compensation gains (offset in employee benefits expense). Net gains from trading activities do not include interest and dividend income and expense on trading securities. Those amounts are reported within interest income from trading assets and other interest expense from trading liabilities. For additional information about trading activities, see the “Risk Management – Asset/Liability Management – Market Risk – Trading Activities” section in this Report.
Net gains on debt and equity securities totaled $3.2 billion for 2015 and $3.0 billion and $1.4 billion for 2014 and 2013, respectively after other-than-temporary impairment (OTTI) write-downs of $559 million, $322 million and $344 million, respectively, for the same periods. The increase in OTTI write-downs in 2015 mainly reflected deterioration in energy sector corporate debt and nonmarketable equity investments. The increase in net gains on debt and equity securities in 2015 compared with 2014 was due to higher net gains on debt securities combined with continued strong equity markets throughout the majority of 2015. The increase in net gains on debt and equity securities in 2014 compared with 2013 reflected the benefit of strong public and private equity markets.

All other income was $(115) million for 2015 compared with $456 million in 2014 and $113 million in 2013. All other income includes ineffectiveness recognized on derivatives that qualify for hedge accounting, the results of certain economic hedges, losses on low-income housing tax credit investments, foreign currency adjustments and income from investments accounted for under the equity method, any of which can cause decreases and net losses in other income. The decrease in other income in 2015 compared with 2014 primarily reflected changes in ineffectiveness recognized on interest rate swaps used to hedge our exposure to interest rate risk on long-term debt and cross-currency swaps, cross-currency interest rate swaps and forward contracts used to hedge our exposure to foreign currency risk and interest rate risk involving non-U.S. dollar denominated long-term debt. The decline in other income in 2015 resulting from these changes in ineffectiveness was partially offset by our proportionate share of earnings from a merchant services joint venture that we deconsolidated in 2015. Higher other income for 2014 compared with 2013 primarily reflected larger hedge ineffectiveness gains on derivatives that qualify for hedge accounting, a gain on sale of government-guaranteed student loans in fourth quarter 2014, and a gain on sale of 40 insurance offices in second quarter 2014 partially offset by lower income from equity method investments.

Wells Fargo & Company	43

Earnings Performance (continued)

Noninterest Expense

Table 8: Noninterest Expense

	Year ended December 31,
(in millions)	2015	2014	2013
Salaries	$15,883	15,375	15,152
Commission and incentive compensation	10,352	9,970	9,951
Employee benefits	4,446	4,597	5,033
Equipment	2,063	1,973	1,984
Net occupancy	2,886	2,925	2,895
Core deposit and other intangibles	1,246	1,370	1,504
FDIC and other deposit assessments	973	928	961
Outside professional services	2,665	2,689	2,519
Operating losses	1,871	1,249	821
Outside data processing	985	1,034	983
Contract services	978	975	935
Postage, stationery and supplies	702	733	756
Travel and entertainment	692	904	885
Advertising and promotion	606	653	610
Insurance	448	422	437
Telecommunications	439	453	482
Foreclosed assets	381	583	605
Operating leases	278	220	204
All other	2,080	1,984	2,125
Total	$49,974	49,037	48,842

Noninterest expense was $50.0 billion in 2015, up 2% from $49.0 billion in 2014, which was up slightly from $48.8 billion in 2013. The increase in 2015 was driven predominantly by higher personnel expenses ($30.7 billion, up from $29.9 billion in 2014) and higher operating losses ($1.9 billion, up from $1.2 billion in 2014), partially offset by lower travel and entertainment expense ($692 million, down from $904 million in 2014) and lower foreclosed assets expense ($381 million, down from $583 million in 2014). The increase in 2014 from 2013 was driven by higher operating losses and higher outside professional services, partially offset by lower personnel expenses.
Personnel expenses, which include salaries, commissions, incentive compensation and employee benefits, were up $739 million, or 2%, compared with 2014, due to annual salary increases, staffing growth across various businesses, and higher revenue-related incentive compensation. Lower employee benefits expense was predominantly due to lower deferred compensation expense (offset in trading revenue), partially offset by increases in other employee benefits. Personnel expenses were down 1% in 2014, compared with 2013, due to lower employee benefits expense, reduced staffing and lower volume-related compensation in our mortgage business, partially offset by increased personnel expenses in our non-mortgage businesses.

Outside professional services in 2015 were flat compared with 2014, which was up 7% compared with 2013. Many noninterest expense categories in 2015, including outside professional services, reflected continued investments in our products, technology and service delivery, as well as costs for the heightened industry focus on regulatory compliance and evolving cybersecurity risk.
Operating losses were up $622 million, or 50%, in 2015 compared with 2014, and up $428 million, or 52%, in 2014 compared with 2013, predominantly due to litigation expense in each year for various legal matters.
Travel and entertainment expense was down $212 million, or 23%, in 2015 compared with 2014, primarily driven by travel expense reduction initiatives. Travel and entertainment expense remained relatively stable in 2014 compared with 2013.
Foreclosed assets expense was down $202 million, or 35%, compared with 2014, primarily driven by higher gains on sales of foreclosed properties, lower write-downs and lower operating expenses.
All other noninterest expense in 2015 included a $126 million contribution to the Wells Fargo Foundation.
Our full year 2015 efficiency ratio was 58.1%, compared with 58.1% in 2014 and 58.3% in 2013. The Company expects to operate at the higher end of its targeted efficiency ratio range of 55-59% for full year 2016.

Income Tax Expense
The 2015 annual effective tax rate was 31.2% compared with 30.9% in 2014 and 32.2% in 2013. The effective tax rate for 2015 included net reductions in reserves for uncertain tax positions primarily due to audit resolutions of prior period matters with U.S. federal and state taxing authorities. The effective tax rate for 2014 included a net reduction in the reserve for uncertain tax positions primarily due to the resolution of prior period matters with state taxing authorities. The effective tax rate for 2013 included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment. See Note 21 (Income Taxes) to Financial Statements in this Report for additional information about our income taxes.

44	Wells Fargo & Company

Operating Segment Results
We are organized for management reporting purposes into three operating segments: Community Banking; Wholesale Banking; and Wealth and Investment Management (WIM) (formerly Wealth, Brokerage and Retirement). These segments are defined by product type and customer segment and their results are based on our management accounting process, for which there is no comprehensive, authoritative financial accounting guidance equivalent to generally accepted accounting principles (GAAP). During 2015, we realigned our asset management business from Wholesale Banking to WIM; our reinsurance business from WIM to Wholesale Banking; and our strategic auto investments, business banking and merchant payment services businesses from Community Banking to Wholesale Banking. These realignments are part of our regular course of business as we are always looking for ways to better align our businesses, deepen existing customer relationships, and create a best-in-class structure to benefit both our customers and our shareholders. Results for these operating segments were revised for prior periods to reflect the impact of these realignments. The following discussion presents our methodology for measuring cross-sell for each of our operating segments, and along with Tables 9, 9a, 9b and 9c, present our results by operating segment. For additional financial information and the underlying management accounting process, see Note 24 (Operating Segments) to Financial Statements in this Report.

Table 9: Operating Segment Results – Highlights

	Year ended December 31,
(in millions, except average balances which are in billions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Other (1)	Consolidated Company
2015
Revenue	$49,341	25,904	15,777	(4,965)	86,057
Provision (reversal of provision) for credit losses	2,427	27	(25)	13	2,442
Net income (loss)	13,491	8,194	2,316	(1,107)	22,894
Average loans	$475.9	397.3	60.1	(47.9)	885.4
Average deposits	654.4	438.9	172.3	(71.5)	1,194.1
2014
Revenue	$48,158	25,398	15,269	(4,478)	84,347
Provision (reversal of provision) for credit losses	1,796	(382)	(50)	31	1,395
Net income (loss)	13,686	8,199	2,060	(888)	23,057
Average loans	$468.8	355.6	52.1	(42.1)	834.4
Average deposits	614.3	404.0	163.5	(67.7)	1,114.1
2013
Revenue	$47,679	25,847	14,330	(4,076)	83,780
Provision (reversal of provision) for credit losses	2,841	(521)	(16)	5	2,309
Net income (loss)	12,147	8,752	1,766	(787)	21,878
Average loans	$465.1	329.0	46.2	(37.6)	802.7
Average deposits	494.7	353.8	158.9	(65.3)	942.1

(1)
Includes items not assigned to a specific business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for WIM customers served through Community Banking distribution channels.

Wells Fargo & Company	45

Earnings Performance (continued)

Cross-sell We aspire to create deep and enduring relationships with our customers by providing them with an exceptional experience and by discovering their needs and delivering the most relevant products, services, advice, and guidance. An outcome of offering customers the products and services they need, want and value is that we earn more opportunities to serve them, or what we call cross-sell. Cross-sell is the result of serving our customers well, understanding their financial needs and goals over their lifetimes, and ensuring we innovate our products, services and channels so that we earn more of their business and help them succeed financially. Our approach to cross-sell is needs-based as some customers will benefit from more products, and some may need fewer. We believe there is continued opportunity to meet our customers' financial needs as we build lifelong relationships with them. One way we track the degree to which we are satisfying our customers' financial needs is through our cross-sell metrics, which are based on whether the customer is a retail banking household or has a wholesale banking relationship. A retail banking household is a household that uses at least one of the following retail products – a demand deposit account, savings account, savings certificate, individual retirement account (IRA) certificate of deposit, IRA savings account, personal line of credit, personal loan, home equity line of credit or home equity loan. A household is determined based on aggregating all accounts with the same address. For our wholesale banking relationships, we aggregate all related entities under common ownership or control.
We report cross-sell metrics for Community Banking and WIM based on the average number of retail products used per retail banking household. For Community Banking the cross-sell metric represents the relationship of all retail products used by customers in retail banking households. For WIM the cross-sell metric represents the relationship of all retail products used by customers in retail banking households who are also WIM customers.

Products included in our retail banking household cross-sell metrics must be retail products and have the potential for revenue generation and long-term viability. Products and services that generally do not meet these criteria – such as ATM cards, online banking and direct deposit – are not included. In addition, multiple holdings by a WIM customer within an investment category, such as common stock, mutual funds or bonds, are counted as a single product. We may periodically update the products included in our cross-sell metrics to account for changes in our product offerings.
For Wholesale Banking, the cross-sell metric represents the average number of Wholesale Banking (non-retail) products used per Wholesale Banking customer relationship. What we include as products in the cross-sell metric comes from a defined set of revenue generating products within the following product families: credit, treasury management, deposits, risk management, foreign exchange, capital markets and advisory, investments, insurance, trade financing, and trust and servicing. The number of customer relationships is based on tax identification numbers adjusted to combine those entities under common ownership or another structure indicative of a single relationship and includes only relationships that produced revenue for the period of measurement.

46	Wells Fargo & Company

Operating Segment Results
The following discussion provides a description of each of our operating segments, including cross-sell metrics and financial results.

COMMUNITY BANKING offers a complete line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and auto, student, and small business lending. These products also include investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C. The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations in support of the other operating segments and results of investments in our affiliated venture capital partnerships. Our retail banking household cross-sell was 6.11 products per household in November 2015, compared with 6.17 in November 2014 and 6.16 in November 2013. The November 2015 retail banking household cross-sell ratio reflects the impact of the sale of government guaranteed student loans in fourth quarter 2014. The November 2014 cross-sell ratio included the acquisition of an existing private label and co-branded credit card loan portfolio in connection with a new program agreement with Dillard's, Inc., a major retail department store. Table 9a provides additional financial information for Community Banking, with prior periods revised to reflect the realignment of our strategic auto investments, business banking and merchant payment services businesses from Community Banking to Wholesale Banking in 2015.

Table 9a: Community Banking

	Year ended December 31,
(in millions, except average balances which are in billions)	2015	2014	% Change	2013	% Change
Net interest income	$29,242	27,999	4%	$27,123	3%
Noninterest income:
Service charges on deposit accounts	3,014	3,071	(2)	3,155	(3)
Trust and investment fees:
Brokerage advisory, commissions and other fees (1)	2,044	1,796	14	1,604	12
Trust and investment management (1)	855	817	5	754	8
Investment banking (2)	(123)	(80)	(54)	(77)	(4)
Total trust and investment fees	2,776	2,533	10	2,281	11
Card fees	3,381	3,119	8	2,918	7
Other fees	1,446	1,545	(6)	1,735	(11)
Mortgage banking	6,056	6,011	1	8,336	(28)
Insurance	96	127	(24)	130	(2)
Net gains (losses) from trading activities	(146)	136	(207)	246	(45)
Net gains (losses) on debt securities	556	255	118	(78)	427
Net gains from equity investments (3)	1,714	1,731	(1)	1,033	68
Other income of the segment	1,206	1,631	(26)	800	104
Total noninterest income	20,099	20,159	—	20,556	(2)

Total revenue	49,341	48,158	2	47,679	1

Provision for credit losses	2,427	1,796	35	2,841	(37)
Noninterest expense:
Personnel expense	17,574	16,979	4	17,549	(3)
Equipment	1,914	1,809	6	1,795	1
Net occupancy	2,104	2,154	(2)	2,105	2
Core deposit and other intangibles	573	620	(8)	689	(10)
FDIC and other deposit assessments	549	526	4	561	(6)
Outside professional services	1,012	1,011	—	1,011	—
Operating losses	1,503	1,052	43	706	49
Other expense of the segment	1,752	2,139	(18)	2,674	(20)
Total noninterest expense	26,981	26,290	3	27,090	(3)
Income before income tax expense and noncontrolling interests	19,933	20,072	(1)	17,748	13
Income tax expense	6,202	6,049	3	5,442	11
Net income from noncontrolling interests (4)	240	337	(29)	159	112
Net income	$13,491	13,686	(1)%	$12,147	13%
Average loans	$475.9	468.8	2%	$465.1	1%
Average deposits	654.4	614.3	7	494.7	24

(1)	Represents income on products and services for Wealth and Investment Management customers served through Community Banking distribution channels and is eliminated in consolidation.

(2)	Includes syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.

(3)	Predominantly represents gains resulting from venture capital investments.

(4)	Reflects results attributable to noncontrolling interests primarily associated with the Company’s consolidated venture capital investments.

Wells Fargo & Company	47

Earnings Performance (continued)

Community Banking reported net income of $13.5 billion in 2015, down $195 million, or 1%, from $13.7 billion in 2014, which was up 13% from $12.1 billion in 2013. Revenue was $49.3 billion in 2015, an increase of $1.2 billion, or 2%, compared with $48.2 billion in 2014, which was up 1% compared with $47.7 billion in 2013. The increase in revenue for 2015 was primarily driven by higher net interest income, gains on sale of debt securities, debit and credit card fees, and trust and investment fees, partially offset by lower gains from trading activities, deferred compensation plan investment gains (offset in employee benefits expense) and other income. Lower other income in 2015, compared with 2014, reflected a gain on sale of government guaranteed student loans in 2014 and lower ineffectiveness gains in 2015 on derivatives that qualify for hedge accounting. The increase in revenue for 2014, compared with 2013, was primarily driven by higher net interest income, gains on sale of equity investments and debt securities, higher trust and investment fees, and higher card fees, partially offset by lower mortgage banking revenue, the phase out of the direct deposit advance product during the first half of 2014, and lower deferred compensation plan investment gains (offset in employee benefits expense). Higher other income for 2014 compared with 2013 reflected larger ineffectiveness gains on derivatives that qualify for hedge accounting and a gain on sale of government guaranteed student loans in fourth quarter 2014. Average deposits increased $40.1 billion in 2015, or 7%, from 2014, which increased $119.6 billion, or 24%, from 2013. Noninterest expense increased $691 million in 2015, or 3%, from 2014, which declined $800 million, or 3%, from 2013. The increase in noninterest expense for 2015 largely reflected higher personnel expense, operating losses, equipment expense, and a $126 million donation to the Wells Fargo Foundation, partially offset by lower deferred compensation expense (offset in revenue), foreclosed assets, travel, data processing, occupancy and various other expenses. The decrease in noninterest expense for 2014 largely reflected lower mortgage volume-related expenses and deferred compensation expense (offset in revenue), partially offset by higher operating losses. The provision for credit losses of $2.4 billion in 2015 was $631 million, or 35%, higher than 2014, which was $1.0 billion, or 37%, lower than 2013. The increase in provision in 2015 was due to $1.1 billion lower allowance release, partially offset by $403 million lower net charge-offs related to improvement in the consumer real estate portfolio. The decrease in provision in 2014 was due to $1.5 billion lower net charge-offs related to the consumer real estate portfoli0, partially offset by $454 million lower allowance release.

WHOLESALE BANKING provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $5 million. Products and businesses include Business Banking, Middle Market Commercial Banking, Government and Institutional Banking, Corporate Banking, Commercial Real Estate, Treasury Management, Wells Fargo Capital Finance, Insurance, International, Real Estate Capital Markets, Commercial Mortgage Servicing, Corporate Trust, Equipment Finance, Wells Fargo Securities, Principal Investments, and Asset Backed Finance. Wholesale Banking cross-sell is reported on a one-quarter lag and for fourth quarter 2015 was 7.3 products per relationship, up from 7.2 for fourth quarter 2014 and 7.1 for fourth quarter 2013. Wholesale Banking cross-sell does not reflect Business Banking relationships, which were realigned from Community Banking to Wholesale Banking effective fourth quarter 2015. Table 9b provides additional financial information for Wholesale Banking, with prior periods revised to reflect the realignment of our asset management business from Wholesale Banking to WIM; our reinsurance business from WIM to Wholesale Banking; and our strategic auto investments, business banking and merchant payment services businesses from Community Banking to Wholesale Banking in 2015.

48	Wells Fargo & Company

Table 9b: Wholesale Banking

	Year ended December 31,
(in millions, except average balances which are in billions)	2015	2014	% Change	2013	% Change
Net interest income	$14,350	14,073	2%	$14,353	(2)%
Noninterest income:
Service charges on deposit accounts	2,153	1,978	9	1,867	6
Trust and investment fees:
Brokerage advisory, commissions and other fees	285	255	12	195	31
Trust and investment management	407	374	9	411	(9)
Investment banking	1,762	1,803	(2)	1,839	(2)
Total trust and investment fees	2,454	2,432	1	2,445	(1)
Card fees	337	310	9	271	14
Other fees	2,872	2,798	3	2,599	8
Mortgage banking	447	370	21	425	(13)
Insurance	1,598	1,528	5	1,684	(9)
Net gains from trading activities	719	886	(19)	1,092	(19)
Net gains (losses) on debt securities	396	334	19	48	596
Net gains from equity investments	511	624	(18)	420	49
Other income of the segment	67	65	3	643	(90)
Total noninterest income	11,554	11,325	2	11,494	(1)

Total revenue	25,904	25,398	2	25,847	(2)

Provision (reversal of provision) for credit losses	27	(382)	107	(521)	27
Noninterest expense:
Personnel expense	6,936	6,660	4	6,398	4
Equipment	97	106	(8)	123	(14)
Net occupancy	452	446	1	455	(2)
Core deposit and other intangibles	347	391	(11)	423	(8)
FDIC and other deposit assessments	352	328	7	320	3
Outside professional services	837	834	—	759	10
Operating losses	152	70	117	26	169
Other expense of the segment	4,943	4,996	(1)	4,573	9
Total noninterest expense	14,116	13,831	2	13,077	6
Income before income tax expense and noncontrolling interest	11,761	11,949	(2)	13,291	(10)
Income tax expense	3,424	3,540	(3)	4,364	(19)
Net income from noncontrolling interest	143	210	(32)	175	20
Net income	$8,194	8,199	—%	$8,752	(6)%
Average loans	$397.3	355.6	12%	$329.0	8%
Average deposits	438.9	404.0	9	353.8	14

Wholesale Banking reported net income of $8.2 billion in 2015, down $5 million from 2014, which was down 6% from $8.8 billion in 2013. The year over year decrease in net income for 2015 was the result of increased revenues being more than offset by increased noninterest expense and higher loan loss provision. The year over year decrease in net income during 2014 compared with 2013 was the result of lower revenues, increased noninterest expense and higher provision for credit losses. Revenue in 2015 of $25.9 billion increased $506 million, or 2%, from $25.4 billion in 2014, on growth in Wells Fargo Securities' markets division, treasury management, asset backed finance, principal investing, commercial real estate brokerage, multi-family capital, reinsurance, and municipal products. Revenue in 2014 of $25.4 billion decreased $449 million, or 2%, from $25.8 billion in 2013, as growth in asset backed finance, commercial real estate brokerage, corporate banking, equipment finance, international, principal investing and treasury management was more than offset by lower PCI resolution income as well as lower crop insurance fee income. Net interest income of $14.4 billion in 2015 increased $277 million, or 2%, from 2014, which was down 2% from 2013. The increase in 2015 was due to strong loan and other earning asset growth. The decrease in 2014 was due to lower PCI resolution income and net interest margin compression due to declining loan yields and fees that was partially offset by increased interest income primarily from strong loan growth. Average loans of $397.3 billion in 2015 increased $41.7 billion, or 12%, from $355.6 billion in 2014, which was up 8% from $329.0 billion in 2013. Loan growth in 2015 and 2014 was broad based across many Wholesale Banking businesses. Average deposits of $438.9 billion in 2015 increased $34.9 billion, or 9%, from 2014 which was up 14% from 2013, reflecting continued strong customer liquidity for both years. Noninterest income of $11.6 billion in 2015 increased $229 million, or 2%, from 2014 driven by growth in treasury management, reinsurance, commercial real estate brokerage fees, multi-family capital, municipal products, principal investing, corporate trust and business banking, partially offset by lower customer

Wells Fargo & Company	49

Earnings Performance (continued)

accommodation-related gains on trading assets and lower gains on equity investments. Noninterest income of $11.3 billion in 2014 decreased $169 million, or 1%, from 2013 as business growth in commercial real estate brokerage, corporate banking, equipment finance, international, principal investing and treasury management was more than offset by lower customer accommodation related gains on trading assets, lower insurance income related to a decline in crop insurance fee income, the 2014 divestiture of 40 insurance offices, and lower other income. Noninterest expense in 2015 increased $285 million, or 2%, compared with 2014, which was up 6%, or $754 million, from 2013. The increase in both 2015 and 2014 was due to higher personnel and non-personnel expenses related to growth initiatives and compliance and regulatory requirements as well as increased operating losses. The provision for credit losses increased $409 million from 2014 due primarily to increased losses in the oil and gas portfolio as well as lower recoveries. The provision for credit losses increased $139 million from 2013 due primarily to strong commercial loan growth in 2014.

WEALTH AND INVESTMENT MANAGEMENT (WIM) (formerly Wealth, Brokerage and Retirement) provides a full range of personalized wealth management, investment and retirement products and services to clients across U.S. based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, Wells Fargo Institutional Retirement and Trust, and Wells Fargo Asset Management. We deliver financial planning, private banking, credit, investment management and fiduciary services to high-net worth and ultra-high-net worth individuals and families. We also serve clients’ brokerage needs, supply retirement and trust services to institutional clients and provide investment management capabilities delivered to global institutional clients through separate accounts and the Wells Fargo Funds. WIM cross-sell was 10.55 products per retail banking household in November 2015, up from 10.49 in November 2014 and 10.42 in November 2013. Table 9c provides additional financial information for WIM, with prior periods revised to reflect the realignment of our asset management business from Wholesale Banking to WIM and our reinsurance business from WIM to Wholesale Banking in 2015.

Table 9c: Wealth and Investment Management

	Year ended December 31,
(in millions, except average balances which are in billions)	2015	2014	% Change	2013	% Change
Net interest income	$3,478	3,032	15%	$2,797	8%
Noninterest income:
Service charges on deposit accounts	19	18	6	17	6
Trust and investment fees:
Brokerage advisory, commissions and other fees	9,154	8,933	2	8,207	9
Trust and investment management	3,017	3,045	(1)	2,911	5
Investment banking (1)	—	(13)	100	(16)	19
Total trust and investment fees	12,171	11,965	2	11,102	8
Card fees	5	4	25	4	—
Other fees	17	17	—	20	(15)
Mortgage banking	(7)	1	(800)	(24)	104
Insurance	—	—	NM	—	NM
Net gains from trading activities	41	139	(71)	288	(52)
Net gains on debt securities	—	4	(100)	1	300
Net gains from equity investments	5	25	(80)	19	32
Other income of the segment	48	64	(25)	106	(40)
Total noninterest income	12,299	12,237	1	11,533	6

Total revenue	15,777	15,269	3	14,330	7

Reversal of provision for credit losses	(25)	(50)	50	(16)	(213)
Noninterest expense:
Personnel expense	7,820	7,851	—	7,602	3
Equipment	57	62	(8)	72	(14)
Net occupancy	447	435	3	426	2
Core deposit and other intangibles	326	359	(9)	392	(8)
FDIC and other deposit assessments	123	126	(2)	135	(7)
Outside professional services	846	877	(4)	782	12
Operating losses	229	134	71	99	35
Other expense of the segment	2,219	2,149	3	1,978	9
Total noninterest expense	12,067	11,993	1	11,486	4
Income before income tax expense and noncontrolling interest	3,735	3,326	12	2,860	16
Income tax expense	1,420	1,262	13	1,082	17
Net income (loss) from noncontrolling interest	(1)	4	(125)	12	(67)
Net income	$2,316	2,060	12%	$1,766	17%
Average loans	$60.1	52.1	15%	$46.2	13%
Average deposits	172.3	163.5	5	158.9	3
NM - Not meaningful

(1)	Includes syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.

50	Wells Fargo & Company

WIM reported net income of $2.3 billion in 2015, up $256 million, or 12%, from 2014, which was up 17% from $1.8 billion in 2013. Net income growth in 2015 and 2014 was primarily driven by growth in net interest income, as well as noninterest income. Revenue of $15.8 billion in 2015 increased $508 million from 2014, which was up 7% from $14.3 billion in 2013. The increase in revenue for both 2015 and 2014 was due to growth in both net interest income and noninterest income. Net interest income increased 15% in 2015 and 8% in 2014 due to growth in investment portfolios and loan balances. Average loan balances of $60.1 billion in 2015 increased 15% from $52.1 billion in 2014, which was up 13% from $46.2 billion in 2013. Average deposits in 2015 of $172.3 billion increased 5% from $163.5 billion in 2014, which was up 3% from $158.9 billion in 2013. Noninterest income increased 1% in 2015 from 2014, primarily due to growth in asset-based fees driven by higher average client assets in 2015 than 2014, partially offset by lower gains on deferred compensation plan investments (offset in employee benefits expense). Noninterest income increased 6% in 2014 from 2013, largely due to strong growth in asset-based fees from higher client assets driven by net client asset inflows and favorable market performance, partially offset by lower brokerage transaction revenue. Noninterest expense of $12.1 billion for 2015 was up 1% from $12.0 billion in 2014, which was up 4% from $11.5 billion in 2013. The increase in 2015 was predominantly due to higher non-personnel expenses and increased broker commissions, partially offset by lower deferred compensation plan expense (offset in trading revenue). The increase in 2014 was predominantly due to increased broker commissions and higher non-personnel expenses. The provision for credit losses increased $25 million in 2015, driven primarily by lower allowance releases. The provision for credit losses decreased $34 million in 2014, driven by lower net charge-offs and continued improvement in credit quality.
The following discussions provide additional information for client assets we oversee in our retail brokerage advisory and trust and investment management business lines.

Retail Brokerage Client Assets Brokerage advisory, commissions and other fees are received for providing full-service and discount brokerage services predominantly to retail brokerage clients. Offering advisory account relationships to our brokerage clients is an important component of our broader strategy of meeting their financial needs. Although most of our retail brokerage client assets are in accounts that earn brokerage commissions, the fees from those accounts generally represent transactional commissions based on the number and size of transactions executed at the client’s direction. Fees earned from advisory accounts are asset-based and depend on changes in the value of the client’s assets as well as the level of assets resulting from inflows and outflows. A major portion of our brokerage advisory, commissions and other fee income is earned from advisory accounts. Table 9d shows advisory account client assets as a percentage of total retail brokerage client assets at December 31, 2015, 2014 and 2013.

Table 9d: Retail Brokerage Client Assets

	Year ended December 31,
(in billions)	2015	2014	2013
Retail brokerage client assets	$1,386.9	1,421.8	1,363.6
Advisory account client assets	419.9	422.8	374.8
Advisory account client assets as a percentage of total client assets	30%	30	27

Retail Brokerage advisory accounts include assets that are financial advisor-directed and separately managed by third-party managers, as well as certain client-directed brokerage assets where we earn a fee for advisory and other services, but do not have investment discretion. These advisory accounts generate fees as a percentage of the market value of the assets, which vary across the account types based on the distinct services provided, and are affected by investment performance as well as asset inflows and outflows. For the years ended December 31, 2015, 2014 and 2013, the average fee rate by account type ranged from 80 to 120 basis points. Table 9e presents retail brokerage advisory account client assets activity by account type for the years ended December 31, 2015, 2014 and 2013.

Wells Fargo & Company	51

Earnings Performance (continued)

Table 9e: Retail Brokerage Advisory Account Client Assets

(in billions)	Client directed (1)	Financial advisor directed (2)	Separate accounts (3)	Mutual fund advisory (4)	Total advisory client assets
Balance, December 31, 2012	$119.3	54.5	77.1	46.8	297.7
Inflows (5)	42.8	16.8	24.0	13.3	96.9
Outflows (6)	(31.2)	(11.7)	(15.7)	(8.7)	(67.3)
Market impact (7)	13.6	12.0	14.5	7.4	47.5
Balance, December 31, 2013	$144.5	71.6	99.9	58.8	374.8
Inflows (5)	41.6	18.4	23.1	14.6	97.7
Outflows (6)	(31.8)	(13.4)	(18.3)	(9.7)	(73.2)
Market impact (7)	5.5	8.8	6.0	3.2	23.5
Balance, December 31, 2014	$159.8	85.4	110.7	66.9	422.8
Inflows (5)	38.7	20.7	21.6	10.4	91.4
Outflows (6)	(37.3)	(17.5)	(20.5)	(12.2)	(87.5)
Market impact (7)	(6.5)	3.3	(1.4)	(2.2)	(6.8)
Balance, December 31, 2015	$154.7	91.9	110.4	62.9	419.9

(1)
Investment advice and other services are provided to client, but decisions are made by the client and the fees earned are based on a percentage of the advisory account assets, not the number and size of transactions executed by the client.

(2)	Professionally managed portfolios with fees earned based on respective strategies and as a percentage of certain client assets.

(3)	Professional advisory portfolios managed by Wells Fargo asset management advisors or third-party asset managers. Fees are earned based on a percentage of certain client assets.

(4)	Program with portfolios constructed of load-waived, no-load and institutional share class mutual funds. Fees are earned based on a percentage of certain client assets.

(5)	Inflows include new advisory account assets, contributions, dividends and interest.

(6)	Outflows include withdrawals, closed accounts’ assets and client management fees.

(7)	Market impact reflects gains and losses on portfolio investments.

Trust and Investment Client Assets Under Management We earn trust and investment management fees from managing and administering assets, including mutual funds, institutional separate accounts, personal trust, employee benefit trust and agency assets through our asset management, wealth and retirement businesses. Our asset management business is conducted by Wells Fargo Asset Management (WFAM), which offers Wells Fargo proprietary mutual funds and manages institutional separate accounts. Our wealth business manages assets for high net worth clients, and our retirement business provides total retirement management, investments, and trust and custody solutions tailored to meet the needs of institutional clients. Substantially all of our trust and investment management fee income is earned from AUM where we have discretionary management authority over the investments and generate fees as a percentage of the market value of the AUM. Table 9f presents AUM activity for the years ended December 31, 2015, 2014 and 2013.

Table 9f: WIM Trust and Investment – Assets Under Management

	Assets Managed by WFAM (1)
(in billions)	Money Market Funds (2)	Other Assets Managed	Assets Managed by Wealth and Retirement (3)	Total Assets Under Management
Balance, December 31, 2012	$120.6	331.5	147.6	599.7
Inflows (4)	5.4	104.0	31.4	140.8
Outflows (5)	—	(101.0)	(31.5)	(132.5)
Market impact (6)	0.2	26.4	11.9	38.5
Balance, December 31, 2013	$126.2	360.9	159.4	646.5
Inflows (4)	—	100.6	34.2	134.8
Outflows (5)	(3.1)	(99.3)	(31.2)	(133.6)
Market impact (6)	—	10.4	2.9	13.3
Balance, December 31, 2014	$123.1	372.6	165.3	661.0
Inflows (4)	0.5	93.5	36.2	130.2
Outflows (5)	—	(97.0)	(34.1)	(131.1)
Market impact (6)	—	(3.0)	(5.3)	(8.3)
Balance, December 31, 2015	$123.6	366.1	162.1	651.8

(1)
Assets managed by Wells Fargo Asset Management consist of equity, alternative, balanced, fixed income, money market, and stable value, and include client assets that are managed or sub-advised on behalf of other Wells Fargo lines of business.

(2)	Money Market fund activity is presented on a net inflow or net outflow basis, because the gross flows are not meaningful nor used by management as an indicator of performance.

(3)	Includes $8.2 billion, $8.9 billion and $8.7 billion as of December 31, 2015, 2014 and 2013, respectively, of client assets invested in proprietary funds managed by WFAM.

(4)	Inflows include new managed account assets, contributions, dividends and interest.

(5)	Outflows include withdrawals, closed accounts’ assets and client management fees.

(6)	Market impact reflects gains and losses on portfolio investments.
(7)

52	Wells Fargo & Company

Balance Sheet Analysis

At December 31, 2015, our assets totaled $1.8 trillion, up $100.5 billion from December 31, 2014. The predominant areas of asset growth were in investment securities, which increased $34.6 billion, and loans, which increased $54.0 billion (including $11.5 billion from the GE Capital commercial real estate loan purchase and related financing transaction that settled in second quarter 2015). Federal funds sold and other short-term investments, which increased $11.7 billion, combined with deposit growth of $55.0 billion, an increase in short-term borrowings of $34.0 billion, and total equity growth of $8.6 billion from December 31, 2014, were the predominant sources that funded our asset growth for 2015. Equity growth was driven by $13.8 billion in retained earnings net of dividends paid.
The following discussion provides additional information about the major components of our balance sheet. Information regarding our capital and changes in our asset mix is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

Investment Securities

Table 10: Investment Securities – Summary

	December 31, 2015			December 31, 2014
(in millions)	Amortized Cost	Net unrealized gain	Fair value	Amortized Cost	Net unrealized gain	Fair value
Available-for-sale securities:
Debt securities	$263,318	2,403	265,721	247,747	6,019	253,766
Marketable equity securities	1,058	579	1,637	1,906	1,770	3,676
Total available-for-sale securities	264,376	2,982	267,358	249,653	7,789	257,442
Held-to-maturity debt securities	80,197	370	80,567	55,483	876	56,359
Total investment securities (1)	$344,573	3,352	347,925	305,136	8,665	313,801

(1)	Available-for-sale securities are carried on the balance sheet at fair value. Held-to-maturity securities are carried on the balance sheet at amortized cost.

Table 10 presents a summary of our investment securities portfolio, which increased $34.6 billion from December 31, 2014, primarily due to purchases of U.S. Treasury securities and federal agency mortgage-backed securities. The total net unrealized gains on available-for-sale securities were $3.0 billion at December 31, 2015, down from $7.8 billion at December 31, 2014, primarily due to higher long-term interest rates, widening credit spreads, and realized securities gains.
The size and composition of the investment securities portfolio is largely dependent upon the Company’s liquidity and interest rate risk management objectives. Our business generates assets and liabilities, such as loans, deposits and long-term debt, which have different maturities, yields, re-pricing, prepayment characteristics and other provisions that expose us to interest rate and liquidity risk. The available-for-sale securities portfolio predominantly consists of liquid, high quality U.S. Treasury and federal agency debt, agency mortgage-backed securities (MBS), privately-issued residential and commercial MBS, securities issued by U.S. states and political subdivisions, corporate debt securities, and highly rated collateralized loan obligations. Due to its highly liquid nature, the available-for-sale portfolio can be used to meet funding needs that arise in the normal course of business or due to market stress. Changes in our interest rate risk profile may occur due to changes in overall economic or market conditions, which could influence loan origination demand, prepayment speeds, or deposit balances and mix. In response, the available-for-sale securities portfolio can be rebalanced to meet the Company’s interest rate risk management objectives. In addition to meeting liquidity and interest rate risk management objectives, the available-for-sale securities portfolio may provide yield enhancement over other short-term assets. See the “Risk Management – Asset/Liability Management” section in this Report for more information on liquidity and interest rate risk. The held-to-maturity securities portfolio consists of high quality U.S. Treasury debt, securities issued by U.S. states and political subdivisions, agency MBS, asset-backed securities (ABS) primarily collateralized by auto loans and leases, and collateralized loan obligations where our intent is to hold these securities to maturity and collect the contractual cash flows. The held-to-maturity portfolio may also provide yield enhancement over short-term assets.
We analyze securities for other-than-temporary impairment (OTTI) quarterly or more often if a potential loss-triggering event occurs. Of the $559 million in OTTI write-downs recognized in earnings in 2015, $183 million related to debt securities and $2 million related to marketable equity securities, which are each included in available-for-sale securities. Another $374 million in OTTI write-downs were related to nonmarketable equity investments, which are included in other assets. OTTI write-downs recognized in earnings related to energy investments totaled $287 million in 2015, of which $104 million related to corporate debt investment securities, and $183 million related to nonmarketable equity investments. For a discussion of our OTTI accounting policies and underlying considerations and analysis, see Note 1 (Summary of Significant Accounting Policies) and Note 5 (Investment Securities) to Financial Statements in this Report.

Wells Fargo & Company	53

Balance Sheet Analysis (continued)

At December 31, 2015, investment securities included $52.2 billion of municipal bonds, of which 93.9% were rated “A-” or better based predominantly on external and, in some cases, internal ratings. Additionally, some of the securities in our total municipal bond portfolio are guaranteed against loss by bond insurers. These guaranteed bonds are substantially all investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. The credit quality of our municipal bond holdings are monitored as part of our ongoing impairment analysis.
The weighted-average expected maturity of debt securities available-for-sale was 6.1 years at December 31, 2015. Because 47.9% of this portfolio is MBS, the expected remaining maturity is shorter than the remaining contractual maturity because borrowers generally have the right to prepay obligations before the underlying mortgages mature. The estimated effects of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available-for-sale portfolio are shown in Table 11.

Table 11: Mortgage-Backed Securities Available for Sale

(in billions)	Fair value	Net unrealized gain (loss)	Expected remaining maturity (in years)
At December 31, 2015
Actual	127.2	2.0	5.6
Assuming a 200 basis point:
Increase in interest rates	115.5	(9.7)	7.1
Decrease in interest rates	132.0	6.8	2.7

The weighted-average expected maturity of debt securities held-to-maturity was 6.5 years at December 31, 2015. See Note 5 (Investment Securities) to Financial Statements in this Report for a summary of investment securities by security type.

54	Wells Fargo & Company

Loan Portfolio
Total loans were $916.6 billion at December 31, 2015, up $54.0 billion from December 31, 2014. Table 12 provides a summary of total outstanding loans by core and non-strategic/liquidating loan portfolios. Loans in the core portfolio grew $62.8 billion from December 31, 2014, primarily due to growth in commercial and industrial and real estate mortgage loans within the commercial loan portfolio segment, which included $11.5 billion from the GE Capital commercial real estate loan purchase and related financing transaction that settled in second quarter 2015. Non-strategic/liquidating portfolios decreased by $8.8 billion compared with a $20.1 billion decrease in 2014, which included $10.7 billion primarily due to sale of our government guaranteed student loan portfolio. Additional information on the non-strategic and liquidating loan portfolios is included in Table 18 in the “Risk Management – Credit Risk Management” section in this Report.

Table 12: Loan Portfolios

	December 31, 2015			December 31, 2014
(in millions)	Core	Non-strategic and liquidating	Total	Core	Non-strategic and liquidating	Total
Commercial	$456,115	468	456,583	413,701	1,125	414,826
Consumer	408,489	51,487	459,976	388,062	59,663	447,725
Total loans	864,604	51,955	916,559	801,763	60,788	862,551
Change from prior year	$62,841	(8,833)	54,008	60,343	(20,078)	40,265

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
Table 13 shows contractual loan maturities for loan categories normally not subject to regular periodic principal reduction and the contractual distribution of loans in those categories to changes in interest rates.

Table 13: Maturities for Selected Commercial Loan Categories

	December 31, 2015				December 31, 2014
(in millions)	Within one year	After one year through five years	After five years	Total	Within one year	After one year through five years	After five years	Total
Selected loan maturities:
Commercial and industrial	$91,214	184,641	24,037	299,892	76,216	172,801	22,778	271,795
Real estate mortgage	18,622	68,391	35,147	122,160	17,485	61,092	33,419	111,996
Real estate construction	7,455	13,284	1,425	22,164	6,079	11,312	1,337	18,728
Total selected loans	$117,291	266,316	60,609	444,216	99,780	245,205	57,534	402,519
Distribution of loans to changes in interest rates:
Loans at fixed interest rates	$16,819	27,705	23,533	68,057	15,574	25,429	20,002	61,005
Loans at floating/variable interest rates	100,472	238,611	37,076	376,159	84,206	219,776	37,532	341,514
Total selected loans	$117,291	266,316	60,609	444,216	99,780	245,205	57,534	402,519

Deposits
Deposits grew $55.0 billion during 2015 to just over $1.2 trillion, reflecting continued broad-based growth across commercial and consumer businesses. Table 14 provides additional information regarding deposits. Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in “Earnings Performance – Net Interest Income” and Table 5 earlier in this Report.

Wells Fargo & Company	55

Balance Sheet Analysis (continued)

Table 14: Deposits

($ in millions)	Dec 31, 2015	% of total deposits	Dec 31, 2014	% of total deposits	% Change
Noninterest-bearing	$351,579	29%	$321,963	27%	9
Interest-bearing checking	40,115	3	41,737	4	(4)
Market rate and other savings	651,563	54	604,999	52	8
Savings certificates	28,614	2	35,354	3	(19)
Other time deposits	49,032	4	56,828	5	(14)
Deposits in foreign offices (1)	102,409	8	107,429	9	(5)
Total deposits	$1,223,312	100%	$1,168,310	100%	5

(1)	Includes Eurodollar sweep balances of $71.1 billion and $69.8 billion at December 31, 2015 and 2014, respectively.
Equity
Total equity was $193.9 billion at December 31, 2015 compared with $185.3 billion at December 31, 2014. The increase was predominantly driven by a $13.8 billion increase in retained earnings from earnings net of dividends paid, and a $3.0 billion increase in preferred stock, partially offset by a net reduction in common stock due to repurchases.

Off-Balance Sheet Arrangements

In the ordinary course of business, we engage in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different from the full contract or notional amount of the transaction. Our off-balance sheet arrangements include commitments to lend and purchase securities, transactions with unconsolidated entities, guarantees, derivatives, and other commitments. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, and/or (3) diversify our funding sources.

Commitments to Lend and Purchase Securities
We enter into commitments to lend funds to customers, which are usually at a stated interest rate, if funded, and for specific purposes and time periods. When we make commitments, we are exposed to credit risk. However, the maximum credit risk for these commitments will generally be lower than the contractual amount because a significant portion of these commitments are not expected to be fully used or will expire without being used by the customer. For more information on lending commitments, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report. We also enter into commitments to purchase securities under resale agreements. For more information on these commitments, see Note 4 (Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments) to Financial Statements in this Report.

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

Guarantees and Certain Contingent Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations for loans and mortgages sold, and other types of arrangements.
For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees, Pledged Assets and Collateral) to Financial Statements in this Report.

Derivatives
We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Derivatives are recorded on the balance sheet at fair value and volumes can be measured in terms of the notional amount, which is generally not exchanged, but is used only as the basis on which interest and other payments are determined. The notional amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments.
For more information on derivatives, see Note 16 (Derivatives) to Financial Statements in this Report.

56	Wells Fargo & Company

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

Table 15 summarizes these contractual obligations as of December 31, 2015, excluding the projected cash payments for obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 15: Contractual Cash Obligations

		December 31, 2015
(in millions)	Note(s) to Financial Statements	Less than 1 year	1-3 years	3-5 years	More than 5 years	Indeterminate maturity	Total
Contractual payments by period:
Deposits (1)	11	$81,846	9,192	3,321	4,155	1,124,798	1,223,312
Long-term debt (2)	7, 13	31,904	44,914	41,638	81,080	—	199,536
Interest (3)		3,143	4,823	3,650	15,369	—	26,985
Operating leases	7	1,131	1,928	1,409	2,234	—	6,702
Unrecognized tax obligations	21	115	—	—	—	2,581	2,696
Commitments to purchase debt and equity securities (4)		2,154	509	57	—	—	2,720
Purchase and other obligations (5)		575	483	185	82	—	1,325
Total contractual obligations		$120,868	61,849	50,260	102,920	1,127,379	1,463,276

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Balances are presented net of unamortized debt discounts and premiums and purchase accounting adjustments.

(3)
Represents the future interest obligations related to interest-bearing time deposits and long-term debt in the normal course of business including a net reduction of $25.7 billion related to hedges used to manage interest rate risk. These interest obligations assume no early debt redemption. We estimated variable interest rate payments using December 31, 2015, rates, which we held constant until maturity. We have excluded interest related to structured notes where our payment obligation is contingent on the performance of certain benchmarks.

(4)
Includes unfunded commitments to purchase debt and equity investments, excluding trade date payables, of $573 million and $2.1 billion, respectively. Our unfunded equity commitments include certain investments subject to the Volcker Rule, which we expect to divest in the near future. For additional information regarding the Volcker Rule, see the "Regulatory Reform" section in this Report. We have presented predominantly all of our contractual obligations on equity investments above in the maturing in less than one year category as there are no specified contribution dates in the agreements. These obligations may be requested at any time by the investment manager.

(5)	Represents agreements related to unrecognized obligations to purchase goods or services.

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

Transactions with Related Parties
The Related Party Disclosures topic of the Accounting Standards Codification (ASC) 850 requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. Based on ASC 850, we had no transactions required to be reported for the years ended December 31, 2015, 2014 and 2013. The Company has included within its disclosures information on its equity investments, relationships with variable interest entities, and employee benefit plan arrangements. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets), Note 8 (Securitizations and Variable Interest Entities) and Note 20 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Wells Fargo & Company	57

Risk Management
Wells Fargo manages a variety of risks that can significantly affect our financial performance and our ability to meet the expectations of our customers, stockholders, regulators and other stakeholders. Among the risks that we manage are operational risk, credit risk, and asset/liability management risk, which includes interest rate risk, market risk, and liquidity and funding risks. Our risk culture is strongly rooted in our Vision and Values, and in order to succeed in our mission of satisfying our customers’ financial needs and helping them succeed financially, our business practices and operating model must support prudent risk management practices.

Risk Culture
Wells Fargo's risk culture is designed to promote understanding of our risk profile, transparency of risks across the Company, effective transfer of information (including the escalation of important risk issues), and more informed decision-making. Our risk culture also seeks to foster an environment that encourages and promotes robust communication and cooperation among the Company’s three lines of defense – (1) Wells Fargo’s lines of business and certain other corporate functions, (2) Corporate Risk, our Company’s primary second-line of defense led by our Chief Risk Officer who reports to the Board’s Risk Committee, and (3) Wells Fargo Audit Services, our internal audit function which is led by our Chief Auditor who reports to the Board’s Audit and Examination Committee (A&E Committee). Our risk culture begins with our Vision and Values and is demonstrated by setting the appropriate tone at the top, fostering credible challenge within and among each of our lines of defense, and developing and maintaining sound incentive compensation risk management practices.

•
Our Vision and Values outlines our vision and our Company’s six priorities, including putting customers first and managing risk. Our focus is on earning our customers’ trust, establishing and maintaining deep and enduring customer relationships, and providing exceptional Wells Fargo customer experiences, which also means that we must proactively protect our customers’ financial security through a risk-focused culture.

•
A strong risk culture starts with the tone at the top, which is set by the Company’s Board of Directors, CEO, Operating Committee (which consists of our Chief Risk Officer and other senior executives) and other members of senior management, and emphasizes a prudent approach to taking and managing risk. In addition, our business and risk leaders work with Wells Fargo’s lines of business and other corporate functions to understand the risks inherent in our businesses and to consider those risks when making business and strategic planning decisions.

•
We believe a key component of an effective risk management function is the degree to which all team members are accountable for risk management and have the ability to provide credible challenge to business and risk management decisions, such as communicating an alternative view, opinion, or strategy, or offering ideas or alternative approaches that may be equally or more effective in mitigating risk.

•	Wells Fargo’s incentive-based compensation practices are designed to balance risk and financial reward in a manner that does not provide team members with an incentive to take inappropriate risk or act in a way that is not in the best interest of customers.

Our risk culture is further supported by our Code of Ethics and Business Conduct. We require all team members to adhere to the highest standards of ethics and business conduct and comply with all applicable laws and regulations.

Risk Framework
The Company’s primary risk management objectives are: (a) to support the Board as it carries out its risk oversight responsibilities; (b) to support members of senior management in achieving the Company's strategic objectives and priorities by maintaining and enhancing our risk framework; and (c) to maintain and continually promote Wells Fargo’s strong risk culture, which emphasizes each team member’s accountability for appropriate risk management. Key elements of our risk program include:

•
Cultivating a strong risk culture, which emphasizes each team member’s accountability for appropriate risk management and the Company’s bias for conservatism through which we strive to maintain a conservative financial position measured by satisfactory asset quality, capital levels, funding sources, and diversity of revenues.

•
Defining and communicating across the Company an enterprise-wide statement of risk appetite which serves to guide business and risk leaders as they manage risk on a daily basis. The enterprise-wide statement of risk appetite describes the nature and magnitude of risk that Wells Fargo is willing to assume in pursuit of its strategic and business objectives.

•
Maintaining a risk management governance structure, including escalation protocols and a management-level committee structure, that enables the comprehensive oversight of the Company’s risk program and the effective and efficient escalation of risk issues to the appropriate level of the Company for information and decision-making.

•
Designing risk frameworks, policies, standards, procedures, controls, processes, and practices that are effective and aligned, and facilitate the active and timely management of current and emerging risks across the Company.

•
Structuring an effective and independent Corporate Risk function whose primary responsibilities include: (a) establishing and maintaining an effective risk framework, (b) maintaining a comprehensive perspective on the Company’s current and emerging risks, (c) credibly challenging the intended business and risk management actions of Wells Fargo’s first-line of defense, and (d) reviewing risk management programs and practices across the Company to confirm appropriate coordination and consistency in the application of effective risk management approaches.

•
Maintaining an independent internal audit function that is primarily responsible for adopting a systematic, disciplined approach to evaluating the effectiveness of risk management, control and governance processes and activities as well as evaluating risk framework adherence to relevant regulatory guidelines and appropriateness for Wells Fargo’s size and risk profile.

58	Wells Fargo & Company

The Board and the Operating Committee have overall and ultimate responsibility to provide oversight for our three lines of defense and the risks we take, and carry out their oversight through governance committees with specific risk management responsibilities described below.

Board Oversight of Risk
The business and affairs of the Company are managed under the direction of the Board, whose responsibilities include overseeing the Company’s risk management structure. The Board carries out its risk oversight responsibilities directly and through the work of its seven standing committees, which all report to the full Board.
Each Board Committee has defined authorities and responsibilities for considering a specific set of risk issues, as outlined in each of their charters and as summarized in Table 16, and works closely with management to understand and oversee the Company’s key risk exposures. Allocating risk responsibilities among each Board committee increases the overall amount of attention devoted to risk management.
The Risk Committee serves as a focal point for enterprise-wide risk issues, overseeing all key risks facing the Company. In this role, the Risk Committee supports and assists the Board's other standing committees as they consider their specific risk issues. The Risk Committee includes the chairs of each of the Board’s other standing committees so that it does not duplicate the risk oversight efforts of other Board committees and to provide it with a comprehensive perspective on risk across the Company and across all individual risk types.

In addition to providing a forum for risk issues at the Board level, the Risk Committee provides oversight of the Company's Corporate Risk function and plays an active role in approving and overseeing the Company’s enterprise-wide risk management framework established by management to manage risk, and the functional framework and oversight policies established by management for each key risk type. The Risk Committee and the full Board review and approve the enterprise statement of risk appetite annually, and the Risk Committee also actively monitors the risk profile relative to the approved risk appetite.
The full Board receives reports at each of its meetings from the Board committee chairs about committee activities, including risk oversight matters, and receives a quarterly report from the management-level Enterprise Risk Management Committee regarding current or emerging risk issues.

Wells Fargo & Company	59

Risk Management (continued)

Table 16: Key Risk Responsibilities of Board Committees

Board of Directors Annually approves overall enterprise risk appetite statement

Board Committees

Risk Committee
Oversight includes:
•
Enterprise-wide risk management framework and structure, including through approval of the risk management framework which outlines the Company’s approach to risk management and the policies, processes and governance structures necessary to execute the risk management program
•
Risk functional framework and oversight policies, which outline roles and responsibilities for managing key risk types and the most significant cross-functional risk areas, including counterparty credit risk
•
Corporate Risk function, including performance of the Chief Risk Officer
•
Risk coverage statement
•
Aggregate enterprise-wide risk profile and alignment of risk profile with Company strategy, objectives, and risk appetite
•
Risk appetite statement, including changes in risk appetite, and adherence to risk limits
•
Risks associated with acquisitions and significant new business or strategic initiatives
•
Liquidity and funding risks, emerging risk, strategic risk, and other selected risk topics and enterprise-wide risk issues, including model risk
•
Volcker compliance program
•
Through joint meetings with the Audit & Examination Committee, information security risk (including cyber) and technology risk

Audit & Examination Committee
Oversight includes:
•
Internal control over financial reporting
•
Disclosure framework for financial and risk reports prepared for the Board, management and bank regulatory agencies
•
External auditor performance
•
Internal audit function, including performance of the Chief Auditor
•
Operational risk, compliance with legal and regulatory requirements, financial crimes risk(BSA/AML), information security risk (including cyber), and technology risk, including through approval (and recommendation to the Risk Committee) of the relevant functional framework and oversight policies
•
Ethics, business conduct, and conflicts of interest program
•
Resolution planning

Credit Committee
Oversight includes:
•
Credit risk, including through approval (and recommendation to the Risk Committee) of the credit risk functional framework and oversight policy
•
Allowance for credit losses, including governance and methodology
•
Adherence to enterprise credit risk appetite metrics and concentration limits
•
Credit quality plan
•
Compliance with credit risk framework, policies and underwriting standards
•
Credit stress testing framework and results (including credit modeling issues)
•
Risk Asset Review organization, resources, and structure, and its examinations of credit portfolios, processes, and practices

Corporate Responsibility Committee
Oversight includes:
•
Reputation risk, including through approval (and recommendation to the Risk Committee) of the reputational risk functional framework and oversight policy
•
Customer service and complaint matters, including related to the Company’s culture and its team members’ focus on serving customers
•
Fair and responsible mortgage and other consumer lending reputational risks
•
Social responsibility risks, including political and environmental risks
Human Resources Committee Oversight includes: • Overall incentive compensation strategy and incentive compensation practices • Compensation risk management • Talent management and succession planning

Governance & Nominating Committee Oversight includes: • Corporate governance compliance • Board and committee performance

Finance Committee
Oversight includes:
•
Interest rate risk, including the MSR
•
Market risk, including trading and derivative activities
•
Approval (and recommendation to the Risk Committee) of the interest rate risk and market risk functional framework and oversight policies
•
Investment risk, including fixed-income and equity portfolios
•
Capital position and planning, including capital levels relative to budgets and forecasts and the Company’s risk profile, capital adequacy assessment and planning, and stress testing activities
•
Financial risk management policies used to assess and manage market, interest rate, liquidity and investment risks
•
Annual financial plan
•
Recovery planning

60	Wells Fargo & Company

Management Oversight of Risk
In addition to the Board committees that oversee the Company's risk management framework, the Company has established several management-level governance committees to support Wells Fargo leaders in carrying out their risk management responsibilities. Each risk-focused governance committee has a defined set of authorities and responsibilities specific to one or more risk types. The risk governance committee structure is designed so that significant risk issues are considered and, if necessary, decided upon at the appropriate level of the Company and by the appropriate leaders.
The Enterprise Risk Management Committee, chaired by the Wells Fargo Chief Risk Officer, oversees the management of all risk types across the Company, and additionally provides primary oversight for reputation risk and strategic risk. The Enterprise Risk Management Committee reports to the Board's Risk Committee, and serves as the focal point for risk governance and oversight at the management level. The Enterprise Risk Management Committee is responsible for: monitoring and evaluating the Company’s risk profile relative to its risk appetite across risk types, businesses, and activities; providing active oversight of risk mitigation and the adequacy of risk management resources, skills, and capabilities across the enterprise; reporting periodically to senior management and the Board on the most significant current and emerging risks, risk management issues, initiatives, and concerns; and addressing key risk issues which are escalated to it by its members or its reporting committees. The Enterprise Risk Management Committee annually reviews the Company’s Strategic Plan, with a primary view toward ensuring alignment with the Company’s risk appetite.
Our CEO and Operating Committee develop our enterprise statement of risk appetite in the context of our risk management framework and culture described above. As part of Wells Fargo’s risk appetite, we maintain metrics along with associated objectives to measure and monitor the amount of risk that the Company is prepared to take. Actual results of these metrics are reported to the Enterprise Risk Management Committee on a quarterly basis as well as to the Risk Committee. Our operating segments also have business-specific risk appetite statements based on the enterprise statement of risk appetite. The metrics included in the operating segment statements are harmonized with the enterprise level metrics to ensure consistency where appropriate. Business lines also maintain metrics and qualitative statements that are unique to their line of business. This allows for monitoring of risk and definition of risk appetite deeper within the organization.
A number of management-level governance committees that are responsible for issues specific to an individual risk type report into the Enterprise Risk Management Committee. These governance committees include the:

•	Counterparty Credit Risk Committee

•	Credit Risk Management Committee

•	Enterprise Technology Governance Committee

•	Fiduciary & Investment Risk Oversight Committee

•	Financial Crimes Risk Committee

•	International Oversight Committee

•	Legal Entity Governance Committee

•	Liquidity Risk Management Oversight Committee

•	Market Risk Committee

•	Model Risk Committee

•	Operational Risk Management Committee, and

•	Regulatory Compliance Risk Management Committee

Certain of these governance committees have dual escalation and/or informational reporting paths to the Board committee primarily responsible for the oversight of the specific risk type. In addition, certain management-level risk committees, including those that oversee risk for Community Banking, Consumer Lending, WIM, and Wholesale Banking, report into the Enterprise Risk Management Committee.
While the Enterprise Risk Management Committee and the committees that report to it serve as the focal point for the management of enterprise-wide risk issues, the management of specific risk types is supported by additional management-level governance committees. These committees include the:

•	Ethics & Integrity Oversight Committee, Regulatory and Risk Reporting Oversight Committee, Capital Reporting Committee, and SOX Disclosure Committee, which all report to the Board’s A&E Committee

•	Corporate Asset and Liability Committee, Economic Scenario Approval Committee, and Stress Testing Oversight Committee, which all report to the Board’s Finance Committee

•	Allowance for Credit Losses Approval Committee, which reports to the Board’s Credit Committee

•	Incentive Compensation Committee, which reports to the Board’s Human Resources Committee

The Company’s management-level governance committees collectively help management facilitate enterprise-wide understanding and monitoring of risks and challenges faced by the Company.
Management’s Corporate Risk organization, which is the Company’s primary second-line of defense, is headed by the Company's Chief Risk Officer who, among other things, is responsible for setting the strategic direction and driving the execution of Wells Fargo’s risk management activities.
The Chief Risk Officer, as well as the Chief Risk Officer’s direct reports, work closely with the Board’s committees and frequently provide reports and updates to the committees and the committee chairs on risk issues during and outside of regular committee meetings, as appropriate.

Wells Fargo & Company	61

Risk Management (continued)

Operational Risk Management
Operational risk is the risk of loss resulting from inadequate or failed internal controls and processes, people and systems, or resulting from external events. These losses may be caused by events such as fraud, breaches of customer privacy, business disruptions, inappropriate employee behavior, vendors that do not perform their responsibilities and regulatory fines and penalties.
To address these risks, Wells Fargo maintains an operational risk management framework that includes the following objectives:

•	Provide a structured approach for identifying, measuring, managing, reporting, and monitoring current and emerging operational risks across all areas of Wells Fargo;

•	Understand operational risk across the Company by establishing and maintaining an effective operational risk management program;

•	Adequately control operational risk-related losses;

•	Establish an appropriate level of capital for such losses in accordance with regulatory guidance; and

•	Support the Board as it carries out its oversight duties and responsibilities relating to management’s establishment of an effective operational risk management program.

Wells Fargo’s operational risk management program seeks to accomplish these objectives by managing operational risk across the Company in a comprehensive, interconnected manner, in line with the enterprise statement of risk appetite and relevant regulatory requirements.
The A&E Committee of the Board has primary responsibility for oversight of all aspects of operational risk. In this capacity it reviews and approves the operational risk management framework and significant supporting operational risk policies and programs, including the Company’s financial crimes, business continuity, information security, privacy, technology and third party risk management policies and programs. To further enhance Board-level oversight and avoid duplication, the A&E Committee meets periodically with the Risk Committee to discuss, among other things, information security risk (including cyber) and technology risk. In addition, the A&E Committee periodically reviews updates from management on the state of operational risk and the general condition of operational risk management in the Company.

At the management level, the Operational Risk Management Committee has primary responsibility for overseeing operational risk management across the Company and informs and advises the Chief Operational Risk Officer on matters that affect the Company's operational risk profile.
Information security is a significant operational risk for financial institutions such as Wells Fargo, and includes the risk of losses resulting from cyber attacks. Wells Fargo and other financial institutions continue to be the target of various evolving and adaptive cyber attacks, including malware and denial-of-service, as part of an effort to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, or obtain confidential, proprietary or other information. Wells Fargo has not experienced any material losses relating to these or other cyber attacks. Addressing cybersecurity risks is a priority for Wells Fargo, and we continue to develop and enhance our controls, processes and systems in order to protect our networks, computers, software and data from attack, damage or unauthorized access. We are also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity threats. See the “Risk Factors” section in this Report for additional information regarding the risks associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyber attacks.

62	Wells Fargo & Company

Credit Risk Management
We define credit risk as the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Credit risk exists with many of our assets and exposures such as debt security holdings, certain derivatives, and loans. The following discussion focuses on our loan portfolios, which represent the largest component of assets on our balance sheet for which we have credit risk. Table 17 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 17: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

(in millions)	Dec 31, 2015	Dec 31, 2014
Commercial:
Commercial and industrial	$299,892	271,795
Real estate mortgage	122,160	111,996
Real estate construction	22,164	18,728
Lease financing	12,367	12,307
Total commercial	456,583	414,826
Consumer:
Real estate 1-4 family first mortgage	273,869	265,386
Real estate 1-4 family junior lien mortgage	53,004	59,717
Credit card	34,039	31,119
Automobile	59,966	55,740
Other revolving credit and installment	39,098	35,763
Total consumer	459,976	447,725
Total loans	$916,559	862,551

We manage our credit risk by establishing what we believe are sound credit policies for underwriting new business, while monitoring and reviewing the performance of our existing loan portfolios. We employ various credit risk management and monitoring activities to mitigate risks associated with multiple risk factors affecting loans we hold, could acquire or originate including:
•Loan concentrations and related credit quality
•Counterparty credit risk
•Economic and market conditions
•Legislative or regulatory mandates
•Changes in interest rates
•Merger and acquisition activities
•Reputation risk

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

Credit Quality Overview  Credit quality remained solid in 2015 due in part to an improving housing market, as well as our proactive credit risk management activities. We continued to benefit from improvements in the performance of our residential real estate portfolio, offset by an increase in our commercial allowance to reflect continued deterioration in the oil and gas portfolio. In particular:

•
Although commercial nonaccrual loans increased to $2.4 billion at December 31, 2015, compared with $2.2 billion at December 31, 2014, consumer nonaccrual loans declined to $9.0 billion at December 31, 2015, compared with $10.6 billion at December 31, 2014. The increase in commercial nonaccrual loans was primarily driven by continued deterioration in the oil and gas portfolio, and the decline in consumer nonaccrual loans was primarily driven by credit improvement in real estate 1-4 family first mortgage loans. Nonaccrual loans represented 1.24% of total loans at December 31, 2015, compared with 1.49% at December 31, 2014.

•
Net charge-offs as a percentage of average total loans improved to 0.33% in 2015, compared with 0.35% in 2014. Net charge-offs as a percentage of our average commercial and consumer portfolios were 0.09% and 0.55% in 2015, respectively, compared with 0.01% and 0.65%, respectively, in 2014.

•
Loans that are not government insured/guaranteed and 90 days or more past due and still accruing were $114 million and $867 million in our commercial and consumer portfolios, respectively, at December 31, 2015, compared with $47 million and $873 million at December 31, 2014.

•	Our provision for credit losses was $2.4 billion during 2015, compared with $1.4 billion for the same period a year ago.

•	The allowance for credit losses decreased to $12.5 billion, or 1.37% of total loans, at December 31, 2015, from $13.2 billion or 1.53%, at December 31, 2014.

Additional information on our loan portfolios and our credit quality trends follows.

Non-Strategic and Liquidating Loan Portfolios  We continually evaluate and, when appropriate, modify our credit policies to address appropriate levels of risk. We may designate certain portfolios and loan products as non-strategic or liquidating after which we cease their continued origination and actively work to limit losses and reduce our exposures.
Table 18 identifies our non-strategic and liquidating loan portfolios. They consist primarily of the Pick-a-Pay mortgage portfolio and PCI loans acquired from Wachovia, certain portfolios from legacy Wells Fargo Home Equity and Wells Fargo Financial, and, through the first half of 2014, our education finance government guaranteed loan portfolio. We transferred the government guaranteed student loan portfolio to loans held for sale at the end of second quarter 2014, and substantially all of the portfolio was sold as of December 31, 2014. The total balance of our non-strategic and liquidating loan portfolios has decreased 73% since the merger with Wachovia at December 31, 2008, and decreased 15% from the end of 2014.
Additional information regarding the liquidating PCI and Pick-a-Pay loan portfolios is provided in the discussion of loan portfolios that follows.

Wells Fargo & Company	63

Risk Management – Credit Risk Management (continued)

Table 18: Non-Strategic and Liquidating Loan Portfolios

	Outstanding balance
	Dec 31,	Dec 31,	Dec 31,
(in millions)	2015	2014	2008
Commercial:
Legacy Wachovia commercial and industrial and commercial real estate PCI loans (1)	$468	1,125	18,704
Total commercial	468	1,125	18,704
Consumer:
Pick-a-Pay mortgage (1)(2)	39,065	45,002	95,315
Legacy Wells Fargo Financial debt consolidation (3)	9,957	11,417	25,299
Liquidating home equity	2,234	2,910	10,309
Legacy Wachovia other PCI loans (1)	221	300	2,478
Legacy Wells Fargo Financial indirect auto (3)	10	34	18,221
Education Finance – government insured	—	—	20,465
Total consumer	51,487	59,663	172,087
Total non-strategic and liquidating loan portfolios	$51,955	60,788	190,791

(1)	Net of purchase accounting adjustments related to PCI loans.

(2)	Includes PCI loans of $19.0 billion, $21.5 billion and $37.6 billion at December 31, 2015, 2014 and 2008, respectively.

(3)	When we refer to “legacy Wells Fargo”, we mean Wells Fargo excluding Wachovia Corporation (Wachovia).

PURCHASED CREDIT-IMPAIRED (PCI) LOANS  Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. The carrying value of PCI loans totaled $20.0 billion at December 31, 2015, down from $23.3 billion and $58.8 billion at December 31, 2014 and 2008, respectively. Such loans are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments. The accretable yield at December 31, 2015, was $16.3 billion.
A nonaccretable difference is established for PCI loans to absorb losses expected on the contractual amounts of those loans in excess of the fair value recorded at the date of acquisition. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. Since December 31, 2008, we have released $11.7 billion in nonaccretable difference, including $9.7 billion ($1.2 billion in 2015) transferred from the nonaccretable difference to the accretable yield and $2.0 billion released to income through loan resolutions. Also, we have provided $1.7 billion for losses on certain PCI loans or pools of PCI loans that have had credit-related decreases to cash flows expected to be collected. The net result is a $10.0 billion reduction from December 31, 2008, through December 31, 2015, in our initial projected losses of $41.0 billion on all PCI loans. At December 31, 2015, $1.9 billion of nonaccretable difference remained to absorb losses on PCI loans.
For additional information on PCI loans, see Note 1 (Summary of Significant Accounting Policies – Loans) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Significant Loan Portfolio Reviews  Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, FICO scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information for each of the following portfolios.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING  For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. We generally subject commercial and industrial loans and lease financing to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided between special mention, substandard, doubtful and loss categories.
The commercial and industrial loans and lease financing portfolio totaled $312.3 billion, or 34% of total loans, at December 31, 2015. The net charge-off rate for this portfolio was 0.16% in 2015 compared with 0.10% in 2014. At December 31, 2015, 0.44% of this portfolio was nonaccruing, compared with 0.20% at December 31, 2014. In addition, $19.1 billion of this portfolio was rated as criticized in accordance with regulatory guidance at December 31, 2015, compared with $16.7 billion at December 31, 2014. The increase in nonaccrual and criticized loans in this portfolio was predominantly in the oil and gas portfolio.
A majority of our commercial and industrial loans and lease financing portfolio is secured by short-term assets, such as accounts receivable, inventory and securities, as well as long-lived assets, such as equipment and other business assets. Generally, the collateral securing this portfolio represents a secondary source of repayment.

64	Wells Fargo & Company

Table 19 provides a breakout of commercial and industrial loans and lease financing by industry, and includes $49.3 billion of foreign loans at December 31, 2015. Foreign loans totaled $14.9 billion within the investors category, $18.1 billion within the financial institutions category and $1.7 billion within the oil and gas category.
The investors category includes loans to special purpose vehicles (SPVs) formed by sponsoring entities to invest in financial assets backed predominantly by commercial and residential real estate or corporate cash flow, and are repaid from the asset cash flows or the sale of assets by the SPV. We limit loan amounts to a percentage of the value of the underlying assets, as determined by us, based primarily on analysis of underlying credit risk and other factors such as asset duration and ongoing performance.
We provide financial institutions with a variety of relationship focused products and services, including loans supporting short-term trade finance and working capital needs. The $18.1 billion of foreign loans in the financial institutions category were predominantly originated by our Global Financial Institutions (GFI) business.
Slightly more than half of our oil and gas loans were to businesses in the exploration and production (E&P) sector. Most of these E&P loans are secured by oil and/or gas reserves and have underlying borrowing base arrangements which include regular (typically semi-annual) “redeterminations” that consider refinements to borrowing structure and prices used to determine borrowing limits. All other oil and gas loans were to midstream and services and equipment companies. Driven by a drop in energy prices and the results of our spring and fall redeterminations, our oil and gas nonaccrual loans increased to $844 million at December 31, 2015, compared with $76 million at December 31, 2014.

Table 19: Commercial and Industrial Loans and Lease Financing by Industry (1)

	December 31, 2015
(in millions)	Nonaccrual loans	Total portfolio	(2)	% of total loans
Investors	$23	52,261		6%
Financial institutions	38	39,544		4
Oil and gas	844	17,367		2
Real estate lessor	2	15,315		2
Healthcare	41	15,189		2
Cyclical retailers	20	15,135		2
Food and beverage	10	13,923		1
Industrial equipment	18	13,478		1
Technology	27	9,922		1
Business services	28	8,581		1
Transportation	40	8,506		1
Public administration	7	8,340		1
Other	291	94,698	(3)	10
Total	$1,389	312,259		34%

(1)
Industry categories are based on the North American Industry Classification System and the amounts reported include foreign loans. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for a breakout of commercial foreign loans.

(2)	Includes $78 million PCI loans, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(3)	No other single industry had total loans in excess of $6.4 billion.

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

Wells Fargo & Company	65

Risk Management – Credit Risk Management (continued)

COMMERCIAL REAL ESTATE (CRE)  We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided between special mention, substandard, doubtful and loss categories. The CRE portfolio, which included $8.8 billion of foreign CRE loans, totaled $144.3 billion, or 16% of total loans, at December 31, 2015, and consisted of $122.1 billion of mortgage loans and $22.2 billion of construction loans.
Table 20 summarizes CRE loans by state and property type with the related nonaccrual totals. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of combined CRE loans are in California, Texas, New York and Florida, which combined represented 48% of the total CRE portfolio. By property type, the largest concentrations are office buildings at 28% and apartments at 15% of the portfolio. CRE nonaccrual loans totaled 0.7% of the CRE outstanding balance at December 31, 2015, compared with 1.3% at December 31, 2014. At December 31, 2015, we had $6.8 billion of criticized CRE mortgage loans, down from $7.9 billion at December 31, 2014, and $549 million of criticized CRE construction loans, down from $949 million at December 31, 2014.
At December 31, 2015, the recorded investment in PCI CRE loans totaled $634 million, down from $12.3 billion when acquired at December 31, 2008, reflecting principal payments, loan resolutions and write-downs.

Table 20: CRE Loans by State and Property Type

	December 31, 2015
	Real estate mortgage			Real estate construction			Total			% of
(in millions)	Nonaccrual loans	Total portfolio	(1)	Nonaccrual loans	Total portfolio	(1)	Nonaccrual loans	Total portfolio	(1)	total loans
By state:
California	$241	34,792		12	4,035		253	38,827		4%
Texas	62	9,001		—	1,885		62	10,886		1
New York	33	8,354		1	1,817		34	10,171		1
Florida	98	7,992		1	2,056		99	10,048		1
North Carolina	61	3,737		7	859		68	4,596		1
Arizona	54	3,922		1	575		55	4,497		*
Washington	30	3,451		—	816		30	4,267		*
Georgia	62	3,705		12	439		74	4,144		*
Virginia	13	2,813		—	981		13	3,794		*
Colorado	22	3,011		—	527		22	3,538		*
Other	293	41,382		32	8,174		325	49,556	(2)	5
Total	$969	122,160		66	22,164		1,035	144,324		16%
By property:
Office buildings	$252	37,621		—	3,104		252	40,725		4%
Apartments	30	14,034		—	7,559		30	21,593		2
Industrial/warehouse	156	13,815		—	1,262		156	15,077		2
Retail (excluding shopping center)	139	13,449		—	718		139	14,167		2
Shopping center	50	10,159		—	1,270		50	11,429		1
Hotel/motel	17	9,218		—	1,210		17	10,428		1
Real estate - other	110	10,126		—	232		110	10,358		1
Institutional	35	3,037		—	720		35	3,757		*
Land (excluding 1-4 family)	1	375		11	2,529		12	2,904		*
Agriculture	54	2,624		—	30		54	2,654		*
Other	125	7,702		55	3,530		180	11,232		1
Total	$969	122,160		66	22,164		1,035	144,324		16%
*    Less than 1%.

(1)
Includes a total of $634 million PCI loans, consisting of $542 million of real estate mortgage and $92 million of real estate construction, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(2)	Includes 40 states; no state had loans in excess of $3.5 billion.

66	Wells Fargo & Company

FOREIGN LOANS AND COUNTRY RISK EXPOSURE  We classify loans for financial statement and certain regulatory purposes as foreign primarily based on whether the borrower’s primary address is outside of the United States. At December 31, 2015, foreign loans totaled $58.6 billion, representing approximately 6% of our total consolidated loans outstanding, compared with $50.6 billion, or approximately 6% of total consolidated loans outstanding, at December 31, 2014. Foreign loans were approximately 3% of our consolidated total assets at December 31, 2015 and at December 31, 2014.
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
We evaluate our individual country risk exposure on an ultimate country of risk basis, which is normally based on the country of residence of the guarantor or collateral location, and is different from the reporting based on the borrower’s primary address. Our largest single foreign country exposure on an ultimate risk basis at December 31, 2015, was the United Kingdom, which totaled $27.4 billion, or approximately 2% of our total assets, and included $4.9 billion of sovereign claims. Our United Kingdom sovereign claims arise primarily from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.
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
Table 21 provides information regarding our top 20 exposures by country (excluding the U.S.) and our Eurozone exposure, on an ultimate risk basis. Our exposure to Puerto Rico (considered part of U.S. exposure) is primarily through automobile lending and was not material to our consolidated country risk exposure.

Wells Fargo & Company	67

Risk Management – Credit Risk Management (continued)

Table 21: Select Country Exposures

	December 31, 2015
	Lending (1)		Securities (2)		Derivatives and other (3)		Total exposure
(in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non- sovereign (4)	Total
Top 20 country exposures:
United Kingdom	$4,939	17,716	—	3,246	—	1,507	4,939	22,469	27,408
Canada	2	13,437	—	1,007	—	571	2	15,015	15,017
Ireland	22	3,190	—	210	—	88	22	3,488	3,510
Germany	1,279	1,340	—	474	—	330	1,279	2,144	3,423
Cayman Islands	—	3,177	—	—	—	231	—	3,408	3,408
Bermuda	—	2,840	—	77	—	101	—	3,018	3,018
India	—	2,105	—	123	—	2	—	2,230	2,230
China	—	1,907	—	181	70	1	70	2,089	2,159
Brazil	—	2,143	—	(2)	—	5	—	2,146	2,146
Netherlands	—	1,535	—	358	—	39	—	1,932	1,932
Australia	—	938	—	922	—	38	—	1,898	1,898
France	—	558	—	1,039	—	293	—	1,890	1,890
Switzerland	—	1,755	—	48	—	10	—	1,813	1,813
Mexico	—	1,482	—	43	—	2	—	1,527	1,527
Turkey	—	1,479	—	—	—	1	—	1,480	1,480
South Korea	—	1,367	—	—	—	—	—	1,367	1,367
Jersey, C.I.	—	1,046	—	278	—	5	—	1,329	1,329
Chile	—	1,270	—	20	4	32	4	1,322	1,326
Luxembourg	—	807	—	202	—	42	—	1,051	1,051
Colombia	—	1,004	—	(2)	—	4	—	1,006	1,006
Total top 20 country exposures	$6,242	61,096	—	8,224	74	3,302	6,316	72,622	78,938
Eurozone exposure:
Eurozone countries included in Top 20 above (5)	$1,301	7,430	—	2,283	—	792	1,301	10,505	11,806
Austria	—	618	—	3	—	1	—	622	622
Spain	—	324	—	46	—	8	—	378	378
Belgium	—	245	—	23	—	1	—	269	269
Italy	—	105	—	66	—	—	—	171	171
Other Eurozone countries (6)	21	26	—	4	—	10	21	40	61
Total Eurozone exposure	$1,322	8,748	—	2,425	—	812	1,322	11,985	13,307

(1)
Lending exposure includes funded loans and unfunded commitments, leveraged leases, and money market placements presented on a gross basis prior to the deduction of impairment allowance and collateral received under the terms of the credit agreements. For the countries listed above, includes $37 million in PCI loans, predominantly to customers in the Netherlands and Germany, and $1.2 billion in defeased leases secured primarily by U.S. Treasury and government agency securities, or government guaranteed.

(2)	Represents exposure on debt and equity securities of foreign issuers. Long and short positions are netted and net short positions are reflected as negative exposure.

(3)
Represents counterparty exposure on foreign exchange and derivative contracts, and securities resale and lending agreements. This exposure is presented net of counterparty netting adjustments and reduced by the amount of cash collateral. It includes credit default swaps (CDS) predominantly used to manage our U.S. and London-based cash credit trading businesses, which sometimes results in selling and purchasing protection on the identical reference entity. Generally, we do not use market instruments such as CDS to hedge the credit risk of our investment or loan positions, although we do use them to manage risk in our trading businesses. At December 31, 2015, the gross notional amount of our CDS sold that reference assets in the Top 20 or Eurozone countries was $2.3 billion, which was offset by the notional amount of CDS purchased of $2.3 billion. We did not have any CDS purchased or sold that reference pools of assets that contain sovereign debt or where the reference asset was solely the sovereign debt of a foreign country.

(4)	For countries presented in the table, total non-sovereign exposure comprises $36.3 billion exposure to financial institutions and $37.8 billion to non-financial corporations at December 31, 2015.

(5)	Consists of exposure to Ireland, Germany, Netherlands, France and Luxembourg included in Top 20.

(6)	Includes non-sovereign exposure to Portugal in the amount of $28 million and less than $1 million to Greece. We had no sovereign debt exposure to these countries at December 31, 2015.

68	Wells Fargo & Company

REAL ESTATE 1-4 FAMILY FIRST AND JUNIOR LIEN MORTGAGE LOANS Our real estate 1-4 family first and junior lien mortgage loans primarily include loans we have made to customers and retained as part of our asset/liability management strategy. These loans, as presented in Table 22, include the Pick-a-Pay portfolio acquired from Wachovia, which is discussed later in this Report. These loans also include other purchased loans and loans included on our balance sheet as a result of consolidation of variable interest entities (VIEs).

Table 22: Real Estate 1-4 Family First and Junior Lien Mortgage Loans

	December 31, 2015		December 31, 2014
(in millions)	Balance	% of portfolio	Balance	% of portfolio
Real estate 1-4 family first mortgage
Core portfolio	$224,750	69%	$208,852	64%
Non-strategic and liquidating loan portfolios:
Pick-a-Pay mortgage	39,065	12	45,002	14
PCI and liquidating first mortgage	10,054	3	11,532	4
Total non-strategic and liquidating loan portfolios	49,119	15	56,534	18
Total real estate 1-4 family first mortgage loans	273,869	84	265,386	82
Real estate 1-4 family junior lien mortgage
Core portfolio	50,652	15	56,631	17
Non-strategic and liquidating loan portfolios	2,352	1	3,086	1
Total real estate 1-4 family junior lien mortgage loans	53,004	16	59,717	18
Total real estate 1-4 family mortgage loans	$326,873	100%	$325,103	100%

The real estate 1-4 family mortgage loan portfolio includes some loans with adjustable-rate features and some with an interest-only feature as part of the loan terms. Interest-only loans were approximately 9% and 12% of total loans at December 31, 2015 and 2014, respectively. We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our owned mortgage loan portfolios. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. The option ARMs we do have are included in the Pick-a-Pay portfolio which was acquired from Wachovia and are part of our liquidating loan portfolios. Since our acquisition of the Pick-a-Pay loan portfolio at the end of 2008, the option payment portion of the portfolio has reduced from 86% to 38% at December 31, 2015, as a result of our modification activities and customers exercising their option to convert to fixed payments. For more information, see the “Pick-a-Pay Portfolio” section in this Report.
We continue to modify real estate 1-4 family mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Loans are underwritten at the time of the modification in accordance with underwriting guidelines established for governmental and proprietary loan modification programs. As a participant in the U.S. Treasury’s Making Home Affordable (MHA) programs, we are focused on helping customers stay in their homes. The MHA programs create a standardization of modification terms including incentives paid to borrowers, servicers, and investors. MHA includes the Home Affordable Modification Program (HAMP) for first lien loans and the Second Lien Modification Program (2MP) for junior lien loans. Under both our proprietary programs and the MHA programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. Once the loan is modified either through a permanent modification or a trial period, it is accounted for as a TDR. See the “Critical Accounting Policies – Allowance for Credit Losses” section in this Report for discussion on how we determine the allowance attributable to our modified residential real estate portfolios.
Part of our credit monitoring includes tracking delinquency, FICO scores and loan/combined loan to collateral values (LTV/CLTV) on the entire real estate 1-4 family mortgage loan portfolio. These credit risk indicators, which exclude government insured/guaranteed loans, continued to improve in 2015 on the non-PCI mortgage portfolio. Loans 30 days or more delinquent at December 31, 2015, totaled $8.3 billion, or 3%, of total non-PCI mortgages, compared with $10.2 billion, or 3%, at December 31, 2014. Loans with FICO scores lower than 640 totaled $21.1 billion at December 31, 2015, or 7% of total non-PCI mortgages, compared with $25.8 billion, or 9%, at December 31, 2014. Mortgages with a LTV/CLTV greater than 100% totaled $15.1 billion at December 31, 2015, or 5% of total non-PCI mortgages, compared with $20.3 billion, or 7%, at December 31, 2014. Information regarding credit quality indicators, including PCI credit quality indicators, can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Real estate 1-4 family first and junior lien mortgage loans by state are presented in Table 23. Our real estate 1-4 family mortgage loans to borrowers in California represented approximately 13% of total loans at December 31, 2015, located mostly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 5% of total loans. We monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process. Our underwriting and periodic review of loans secured by residential real estate collateral includes appraisals or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of

Wells Fargo & Company	69

Risk Management – Credit Risk Management (continued)

large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. AVMs are generally used in underwriting to support property values on loan originations only where the loan amount is under $250,000. We generally require property visitation appraisals by a qualified independent appraiser for larger residential property loans. Additional information about AVMs and our policy for their use can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 23: Real Estate 1-4 Family First and Junior Lien Mortgage Loans by State

	December 31, 2015
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total real estate 1-4 family mortgage	% of total loans
Real estate 1-4 family loans (excluding PCI):
California	$88,367	14,554	102,921	11%
New York	20,962	2,416	23,378	3
Florida	14,068	4,823	18,891	2
New Jersey	11,825	4,462	16,287	2
Virginia	7,209	2,991	10,200	1
Texas	8,153	827	8,980	1
Pennsylvania	5,755	2,748	8,503	1
North Carolina	5,977	2,397	8,374	1
Washington	6,747	1,245	7,992	1
Other (1)	63,263	16,472	79,735	9
Government insured/guaranteed loans (2)	22,353	—	22,353	2
Real estate 1-4 family loans (excluding PCI)	254,679	52,935	307,614	34
Real estate 1-4 family PCI loans (3)	19,190	69	19,259	2
Total	$273,869	53,004	326,873	36%

(1)	Consists of 41 states; no state had loans in excess of $7.2 billion.

(2)	Represents loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).

(3)	Includes $13.4 billion in real estate 1-4 family mortgage PCI loans in California.

70	Wells Fargo & Company

First Lien Mortgage Portfolio Our total real estate 1-4 family first lien mortgage portfolio increased $8.5 billion in 2015. Growth in this portfolio has been largely offset by runoff in our real estate 1-4 family first lien mortgage non-strategic and liquidating portfolios. Excluding this runoff, our core real estate 1-4 family first lien mortgage portfolio increased $15.9 billion in 2015, as we retained $53.1 billion in non-conforming originations, primarily consisting of loans that exceed conventional conforming loan amount limits established by federal government-sponsored entities (GSEs).
The credit performance associated with our real estate 1-4 family first lien mortgage portfolio continued to improve in 2015, as measured through net charge-offs and nonaccrual loans. Net charge-offs as a percentage of average real estate 1-4 family first lien mortgage loans improved to 0.10% in 2015, compared with 0.19% in 2014. Nonaccrual loans were $7.3 billion at December 31, 2015, compared with $8.6 billion at December 31, 2014. Improvement in the credit performance was driven by an improving housing environment and declining balances in non-strategic and liquidating loans, which have been replaced with higher quality assets originated after 2008 generally utilizing tighter underwriting standards. Real estate 1-4 family first lien mortgage loans originated after 2008 have resulted in minimal losses to date and were approximately 67% of our total real estate 1-4 family first lien mortgage portfolio as of December 31, 2015. Table 24 shows the credit attributes of the core, non-strategic and liquidating first lien mortgage portfolios and lists the top five states by outstanding balance for the core portfolio.

Table 24: First Lien Mortgage Portfolios Performance (1)

	Outstanding balance		% of loans two payments or more past due		Loss (recovery) rate
	December 31,		December 31,		Year ended December 31,
(in millions)	2015	2014	2015	2014	2015	2014
Core portfolio:
California	$77,270	67,038	0.56%	0.83	(0.01)	0.02
New York	19,858	16,102	1.55	1.97	0.04	0.09
Florida	11,331	10,991	2.78	3.78	0.05	0.12
New Jersey	10,283	9,203	3.35	3.95	0.18	0.30
Texas	7,020	6,646	1.21	1.48	(0.01)	0.01
Other	76,635	72,604	1.86	2.34	0.12	0.18
Total	202,397	182,584	1.44	1.89	0.06	0.11
Government insured/guaranteed loans	22,353	26,268
Total core portfolio including government insured/guaranteed loans	224,750	208,852	1.44	1.89	0.06	0.11
Non-strategic and liquidating portfolios	29,929	34,822	14.42	15.55	0.46	0.84
Total first lien mortgages	$254,679	243,674	3.11%	4.08	0.12	0.24

(1)	Excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition.

Wells Fargo & Company	71

Risk Management – Credit Risk Management (continued)

Pick-a-Pay Portfolio  The Pick-a-Pay portfolio was one of the consumer residential first mortgage portfolios we acquired from Wachovia and a majority of the portfolio was identified as PCI loans.
The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), and also includes loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans throughout this Report. Table 25 provides balances by types of loans as of December 31, 2015, as a result of modification efforts, compared to the types of loans included in the portfolio at acquisition. Total adjusted unpaid principal balance of PCI Pick-a-Pay loans was $23.8 billion at December 31, 2015, compared with $61.0 billion at acquisition. Primarily due to modification efforts, the adjusted unpaid principal balance of option payment PCI loans has declined to 15% of the total Pick-a-Pay portfolio at December 31, 2015, compared with 51% at acquisition.

Table 25: Pick-a-Pay Portfolio – Comparison to Acquisition Date

	December 31, 2015		December 31, 2008
(in millions)	Adjusted unpaid principal balance (1)	% of total	Adjusted unpaid principal balance (1)	% of total
Option payment loans	$16,828	39%	$99,937	86%
Non-option payment adjustable-rate and fixed-rate loans	5,706	13	15,763	14
Full-term loan modifications	21,193	48	—	—
Total adjusted unpaid principal balance	$43,727	100%	$115,700	100%
Total carrying value	$39,065		$95,315

(1)
Adjusted unpaid principal balance includes write-downs taken on loans where severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Pick-a-Pay loans may have fixed or adjustable rates with payment options that include a minimum payment, an interest-only payment or fully amortizing payment (both 15 and 30 year options). Total interest deferred due to negative amortization on Pick-a-Pay loans was $431 million at December 31, 2015, and $606 million at December 31, 2014. Approximately 97% of the Pick-a-Pay customers making a minimum payment in December 2015 did not defer interest, compared with 95% in December 2014.
Deferral of interest on a Pick-a-Pay loan may continue as long as the loan balance remains below a pre-defined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. A significant portion of the Pick-a-Pay portfolio has a cap of 125% of the original loan balance. Most of the Pick-a-Pay loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its principal cap, or generally the 10-year anniversary of the loan. After a recast, the customers’ new payment terms are reset to the amount necessary to repay the balance over the remainder of the original loan term.

Generally, Pick-a-Pay option payment loans have an annual 7.5% maximum payment increase reset unless a recast event occurs. If a recast occurs it may cause the payment reset to exceed 7.5% and result in a significant payment increase, which can affect some borrowers' ability to repay the outstanding balance. The amount of Pick-a-Pay option payment loans we would expect to recast and exceed the 7.5% payment increase through 2020 is $1.8 billion ($1.2 billion for 2017) assuming a flat rate environment. Recast risk associated with our Pick-a-Pay PCI portfolio is covered through our nonaccretable difference.
As a result of our modification efforts, Pick-a-Pay option payment loans have been reduced to $16.8 billion at December 31, 2015, from $99.9 billion at acquisition.

72	Wells Fargo & Company

Table 26 reflects the geographic distribution of the Pick-a-Pay portfolio broken out between PCI loans and all other loans. The LTV ratio is a useful metric in predicting future real estate 1-4 family first mortgage loan performance, including potential charge-offs. Because PCI loans were initially recorded at fair value, including write-downs for expected credit losses, the ratio of the carrying value to the current collateral value will be lower compared with the LTV based on the adjusted unpaid principal balance. For informational purposes, we have included both ratios for PCI loans in the following table.

Table 26: Pick-a-Pay Portfolio (1)

	December 31, 2015
	PCI loans				All other loans
				Ratio of		Ratio of
	Adjusted			carrying		carrying
	unpaid	Current		value to		value to
	principal	LTV	Carrying	current	Carrying	current
(in millions)	balance (2)	ratio (3)	value (4)	value (5)	value (4)	value (5)
California	$16,552	73%	$13,405	58%	$9,694	53%
Florida	1,875	82	1,307	55	2,009	66
New Jersey	780	81	610	60	1,314	69
New York	526	77	465	62	638	67
Texas	204	57	185	51	781	44
Other states	3,834	79	3,066	62	5,591	65
Total Pick-a-Pay loans	$23,771	75	$19,038	59	$20,027	59

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2015.

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
We also have taken steps to work with customers to refinance or restructure their Pick-a-Pay loans into other loan products. For customers at risk, we offer combinations of term extensions of up to 40 years (from 30 years), interest rate reductions, forbearance of principal, and, in certain cases we may offer principal forgiveness to customers with substantial property value declines based on affordability needs.
In 2015, we completed more than 3,600 proprietary and Home Affordability Modification Program (HAMP) Pick-a-Pay loan modifications. We have completed nearly 133,000 modifications since the Wachovia acquisition, resulting in over $6.1 billion of principal forgiveness to our Pick-a-Pay customers. There remains $10.6 million of conditional forgiveness that can be earned by borrowers through performance over a three year period.
Due to better than expected performance observed on the Pick-a-Pay PCI portfolio compared with the original acquisition estimates, we have reclassified $7.1 billion from the nonaccretable difference to the accretable yield since acquisition. Our cash flows expected to be collected have been favorably affected by lower expected defaults and losses as a result of observed and forecasted economic strengthening, particularly in housing prices, and our loan modification efforts. These factors are expected to reduce the frequency and severity of defaults and keep these loans performing for a longer period, thus increasing future principal and interest cash flows. The resulting increase in the accretable yield will be realized over the remaining life of the portfolio, which is estimated to have a weighted-average remaining life of approximately 12.0 years at December 31, 2015, up from 11.7 years at December 31, 2014, due to changes in composition of cash flows due to improving credit performance. The accretable yield percentage at December 31, 2015 was 6.21%, up from 6.15% at the end of 2014 due to favorable changes in the expected timing and composition of cash flows resulting from improving credit and prepayment expectations. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio, which will be affected by the pace and degree of improvements in the U.S. economy and housing markets and projected lifetime performance resulting from loan modification activity. Changes in the projected timing of cash flow events, including loan prepayments, liquidations, modifications and short sales, can also affect the accretable yield rate and the estimated weighted-average life of the portfolio.
The predominant portion of our PCI loans is included in the Pick-a-Pay portfolio. For further information on the judgment involved in estimating expected cash flows for PCI loans, see the “Critical Accounting Policies – Purchased Credit-Impaired Loans” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Wells Fargo & Company	73

Risk Management – Credit Risk Management (continued)

Junior Lien Mortgage Portfolio The junior lien mortgage portfolio consists of residential mortgage lines and loans that are subordinate in rights to an existing lien on the same property. It is not unusual for these lines and loans to have draw periods, interest only payments, balloon payments, adjustable rates and similar features. The majority of our junior lien loan products are amortizing payment loans with fixed interest rates and repayment periods between five to 30 years.
We continuously monitor the credit performance of our junior lien mortgage portfolio for trends and factors that influence the frequency and severity of loss. We have observed that the severity of loss for junior lien mortgages is high and generally not affected by whether we or a third party own or service the related first lien mortgage, but the frequency of delinquency is typically lower when we own or service the first lien mortgage. In general, we have limited information available on the delinquency status of the third party owned or serviced senior lien where we also hold a junior lien. To capture this inherent loss content, we use the experience of our junior lien mortgages behind delinquent first liens that are owned or serviced by us adjusted for any observed differences in delinquency and loss rates associated with junior lien mortgages behind third party first lien mortgages. We incorporate this inherent loss content into our allowance for loan losses. Our allowance process for junior liens considers the relative difference in loss experience for junior liens behind first lien mortgage loans we own or service, compared with those behind first lien mortgage loans owned or serviced by third parties. In addition, our allowance process for junior liens that are current, but are in their revolving period, considers the inherent loss where the borrower is delinquent on the corresponding first lien mortgage loans.
Table 27 shows the credit attributes of the core, non-strategic and liquidating junior lien mortgage portfolios and lists the top five states by outstanding balance for the core portfolio. Loans to California borrowers represent the largest state concentration in each of these portfolios. The decrease in outstanding balances since December 31, 2014, predominantly reflects loan paydowns. As of December 31, 2015, 17% of the outstanding balance of the junior lien mortgage portfolio was associated with loans that had a combined loan to value (CLTV) ratio in excess of 100%. Of those junior liens with a CLTV ratio in excess of 100%, 2.77% were two payments or more past due. CLTV means the ratio of the total loan balance of first mortgages and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. The unsecured portion (the outstanding amount that was in excess of the most recent property collateral value) of the outstanding balances of these loans totaled 7% of the junior lien mortgage portfolio at December 31, 2015.

Table 27: Junior Lien Mortgage Portfolios Performance (1)

	Outstanding balance		% of loans two payments or more past due		Loss rate
	December 31,		December 31,		Year ended December 31,
(in millions)	2015	2014	2015	2014	2015	2014
Core portfolio
California	$13,776	15,535	1.94%	2.07	0.16	0.48
Florida	4,718	5,283	2.41	2.96	0.82	1.40
New Jersey	4,367	4,705	3.03	3.43	1.06	1.42
Virginia	2,889	3,160	2.02	2.18	0.73	0.84
Pennsylvania	2,721	2,942	2.33	2.72	0.88	1.11
Other	22,181	25,006	2.08	2.20	0.70	0.95
Total	50,652	56,631	2.16	2.36	0.60	0.90
Non-strategic and liquidating portfolios	2,283	2,985	4.56	4.77	2.01	2.74
Total junior lien mortgages	$52,935	59,616	2.27%	2.49	0.67	1.00

(1)	Excludes PCI loans because their losses were generally reflected in PCI accounting adjustments at the date of acquisition.

74	Wells Fargo & Company

Our junior lien, as well as first lien, lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of outstanding principal balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. Certain lines and loans have been structured with a balloon payment, which requires full repayment of the outstanding balance at the end of the term period. The conversion of lines or loans to fully amortizing or balloon payoff may result in a significant payment increase, which can affect some borrowers’ ability to repay the outstanding balance.
On a monthly basis, we monitor the payment characteristics of borrowers in our junior lien portfolio. In December 2015, approximately 47% of these borrowers paid only the minimum amount due and approximately 48% paid more than the minimum amount due. The rest were either delinquent or paid less than the minimum amount due. For the borrowers with an interest only payment feature, approximately 36% paid only the minimum amount due and approximately 60% paid more than the minimum amount due.
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
Table 28 reflects the outstanding balance of our portfolio of junior lien mortgages, including lines and loans, and senior lien lines segregated into scheduled end of draw or end of term periods and products that are currently amortizing, or in balloon repayment status. It excludes real estate 1-4 family first lien line reverse mortgages, which total $2.1 billion, because they are predominantly insured by the FHA, and it excludes PCI loans, which total $96 million, because their losses were generally reflected in our nonaccretable difference established at the date of acquisition.

Table 28: Junior Lien Mortgage Line and Loan and Senior Lien Mortgage Line Portfolios Payment Schedule

			Scheduled end of draw/term
	Outstanding balance						2021 and
(in millions)	December 31, 2015	2016	2017	2018	2019	2020	thereafter (1)	Amortizing
Junior lien lines and loans	$52,935	4,683	5,345	2,992	1,194	1,071	25,371	12,279
First lien lines	16,258	678	780	914	403	371	11,279	1,833
Total (2)(3)	$69,193	5,361	6,125	3,906	1,597	1,442	36,650	14,112
% of portfolios	100%	8%	9%	6%	2%	2%	53%	20%

(1)
Substantially all lines and loans are scheduled to convert to amortizing loans by the end of 2026, with annual scheduled amounts through that date ranging from $2.8 billion to $8.9 billion and averaging $6.1 billion per year.

(2)	Junior and first lien lines are predominantly interest-only during their draw period. The unfunded credit commitments for junior and first lien lines totaled $67.7 billion at December 31, 2015.

(3)
Includes scheduled end-of-term balloon payments for lines and loans totaling $237 million, $366 million, $423 million, $394 million, $429 million and $1.2 billion for 2016 2017, 2018, 2019, 2020, and 2021 and thereafter, respectively. Amortizing lines and loans include $191 million of end-of-term balloon payments, which are past due. At December 31, 2015, $506 million, or 5% of outstanding lines of credit that are amortizing, are 30 or more days past due compared to $937 million or 2% for lines in their draw period.

CREDIT CARDS  Our credit card portfolio totaled $34.0 billion at December 31, 2015, which represented 4% of our total outstanding loans. The net charge-off rate for our credit card portfolio was 3.00% for 2015, compared with 3.14% for 2014.

AUTOMOBILE  Our automobile portfolio, predominantly composed of indirect loans, totaled $60.0 billion at December 31, 2015. The net charge-off rate for our automobile portfolio was 0.72% for 2015, compared with 0.70% for 2014.

OTHER REVOLVING CREDIT AND INSTALLMENT  Other revolving credit and installment loans totaled $39.1 billion at December 31, 2015, and primarily included student and security-based loans. Student loans totaled $12.2 billion at December 31, 2015, compared with $11.9 billion at December 31, 2014. The net charge-off rate for other revolving credit and installment loans was 1.36% for 2015, compared with 1.35% for 2014.

Wells Fargo & Company	75

Risk Management – Credit Risk Management (continued)

NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)  Table 29 summarizes nonperforming assets (NPAs) for each of the last five years. We generally place loans on nonaccrual status when:

•	the full and timely collection of interest or principal becomes uncertain (generally based on an assessment of the borrower’s financial condition and the adequacy of collateral, if any);

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection;

•	part of the principal balance has been charged off;

•	for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•	consumer real estate and auto loans are discharged in bankruptcy, regardless of their delinquency status.

Note 1 (Summary of Significant Accounting Policies – Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual and impaired loans.

Table 29: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	December 31,
(in millions)	2015	2014	2013	2012	2011
Nonaccrual loans:
Commercial:
Commercial and industrial	$1,363	538	775	1,467	2,167
Real estate mortgage	969	1,490	2,254	3,323	4,085
Real estate construction	66	187	416	1,003	1,890
Lease financing	26	24	30	29	55
Total commercial (1)	2,424	2,239	3,475	5,822	8,197
Consumer:
Real estate 1-4 family first mortgage (2)	7,293	8,583	9,799	11,456	10,932
Real estate 1-4 family junior lien mortgage	1,495	1,848	2,188	2,923	1,976
Automobile	121	137	173	245	159
Other revolving credit and installment	49	41	33	40	40
Total consumer (3)	8,958	10,609	12,193	14,664	13,107
Total nonaccrual loans (4)(5)(6)	11,382	12,848	15,668	20,486	21,304
As a percentage of total loans	1.24%	1.49	1.91	2.57	2.77
Foreclosed assets:
Government insured/guaranteed (7)	$446	982	2,093	1,509	1,319
Non-government insured/guaranteed	979	1,627	1,844	2,514	3,342
Total foreclosed assets	1,425	2,609	3,937	4,023	4,661
Total nonperforming assets	$12,807	15,457	19,605	24,509	25,965
As a percentage of total loans	1.40%	1.79	2.38	3.07	3.37

(1)	Includes LHFS of $0 million, $1 million, $1 million, $16 million and $25 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(2)	Includes MHFS of $177 million, $177 million, $227 million, $336 million and $301 million at December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

(3)	December 31, 2012, includes the impact of the implementation of guidance issued by bank regulatory agencies in 2012.

(4)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

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

(7)
During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that certain government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure; previously, these assets were included in foreclosed assets. Government guaranteed residential real estate mortgage loans that completed foreclosure during 2014 and met the criteria specified by ASU 2014-14 are excluded from this table and included in Accounts Receivable in Other Assets. For more information on the changes in foreclosures for government guaranteed residential real estate mortgage loans, see Note 1 (Summary of Specific Accounting Policies) and Note 7 (Premises, Equipment, Lease Commitments and Other Assets).

76	Wells Fargo & Company

Table 30 provides a summary of nonperforming assets during 2015.

Table 30: Nonperforming Assets by Quarter During 2015

	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
		% of		% of		% of		% of
		total		total		total		total
(in millions)	Balance	loans	Balance	loans	Balance	loans	Balance	loans
Nonaccrual loans:
Commercial:
Commercial and industrial	$1,363	0.45%	$1,031	0.35%	$1,079	0.38%	$663	0.24%
Real estate mortgage	969	0.79	1,125	0.93	1,250	1.04	1,324	1.18
Real estate construction	66	0.30	151	0.70	165	0.77	182	0.91
Lease financing	26	0.21	29	0.24	28	0.23	23	0.19
Total commercial	2,424	0.53	2,336	0.52	2,522	0.58	2,192	0.53
Consumer:
Real estate 1-4 family first mortgage	7,293	2.66	7,425	2.74	8,045	3.00	8,345	3.15
Real estate 1-4 family junior lien mortgage	1,495	2.82	1,612	2.95	1,710	3.04	1,798	3.11
Automobile	121	0.20	123	0.21	126	0.22	133	0.24
Other revolving credit and installment	49	0.13	41	0.11	40	0.11	42	0.12
Total consumer	8,958	1.95	9,201	2.02	9,921	2.20	10,318	2.31
Total nonaccrual loans	11,382	1.24	11,537	1.28	12,443	1.40	12,510	1.45
Foreclosed assets:
Government insured/guaranteed	446		502		588		772
Non-government insured/guaranteed	979		1,265		1,370		1,557
Total foreclosed assets	1,425		1,767		1,958		2,329
Total nonperforming assets	$12,807	1.40%	$13,304	1.47%	$14,401	1.62%	$14,839	1.72%
Change in NPAs from prior quarter	$(497)		(1,097)		(438)		(618)

Wells Fargo & Company	77

Risk Management – Credit Risk Management (continued)

Table 31 provides an analysis of the changes in nonaccrual loans.

Table 31: Analysis of Changes in Nonaccrual Loans

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2015	2015	2015	2015	2015	2014
Commercial nonaccrual loans
Balance, beginning of period	$2,336	2,522	2,192	2,239	2,239	3,475
Inflows	793	382	840	496	2,511	1,552
Outflows:
Returned to accruing	(44)	(26)	(20)	(67)	(157)	(280)
Foreclosures	(72)	(32)	(11)	(24)	(139)	(174)
Charge-offs	(243)	(135)	(117)	(107)	(602)	(501)
Payments, sales and other (1)	(346)	(375)	(362)	(345)	(1,428)	(1,833)
Total outflows	(705)	(568)	(510)	(543)	(2,326)	(2,788)
Balance, end of period	2,424	2,336	2,522	2,192	2,424	2,239
Consumer nonaccrual loans
Balance, beginning of period	9,201	9,921	10,318	10,609	10,609	12,193
Inflows	1,226	1,019	1,098	1,341	4,684	6,306
Outflows:
Returned to accruing	(646)	(676)	(668)	(686)	(2,676)	(3,706)
Foreclosures	(89)	(99)	(108)	(111)	(407)	(540)
Charge-offs	(204)	(228)	(229)	(265)	(926)	(1,315)
Payments, sales and other (1)	(530)	(736)	(490)	(570)	(2,326)	(2,329)
Total outflows	(1,469)	(1,739)	(1,495)	(1,632)	(6,335)	(7,890)
Balance, end of period	8,958	9,201	9,921	10,318	8,958	10,609
Total nonaccrual loans	$11,382	11,537	12,443	12,510	11,382	12,848

(1)	Other outflows include the effects of VIE deconsolidations and adjustments for loans carried at fair value.

Typically, changes to nonaccrual loans period-over-period represent inflows for loans that are placed on nonaccrual status in accordance with our policy, offset by reductions for loans that are paid down, charged off, sold, foreclosed, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities. Also, reductions can come from borrower repayments even if the loan remains on nonaccrual.
While nonaccrual loans are not free of loss content, we believe exposure to loss is significantly mitigated by the following factors at December 31, 2015:

•
98% of total commercial nonaccrual loans and over 99% of total consumer nonaccrual loans are secured. Of the consumer nonaccrual loans, 98% are secured by real estate and 75% have a combined LTV (CLTV) ratio of 80% or less.

•
losses of $483 million and $3.1 billion have already been recognized on 28% of commercial nonaccrual loans and 52% of consumer nonaccrual loans, respectively. Generally, when a consumer real estate loan is 120 days past due (except when required earlier by guidance issued by bank regulatory agencies), we transfer it to nonaccrual status. When the loan reaches 180 days past due, or is discharged in bankruptcy, it is our policy to write these loans down to net realizable value (fair value of collateral less estimated costs to sell), except for modifications in their trial period that are not written down as long as trial payments are made on time. Thereafter, we reevaluate each loan regularly and record additional write-downs if needed.

•	79% of commercial nonaccrual loans were current on interest, but were on nonaccrual status because the full or timely collection of interest or principal had become uncertain.

•	the risk of loss of all nonaccrual loans has been considered and we believe is adequately covered by the allowance for loan losses.

•	$1.9 billion of consumer loans discharged in bankruptcy and classified as nonaccrual were 60 days or less past due, of which $1.7 billion were current.

We continue to work with our customers experiencing financial difficulty to determine if they can qualify for a loan modification so that they can stay in their homes. Under both our proprietary modification programs and the MHA programs, customers may be required to provide updated documentation, and some programs require completion of payment during trial periods to demonstrate sustained performance before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure in certain states, including New York and New Jersey, the foreclosure timeline has significantly increased due to backlogs in an already complex process. Therefore, some loans may remain on nonaccrual status for a long period.
If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $700 million of interest would have been recorded as income on these loans, compared with $569 million actually recorded as interest income in 2015, versus $741 million and $598 million, respectively, in 2014.
Table 32 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.

78	Wells Fargo & Company

Table 32: Foreclosed Assets

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2015	2015	2015	2015	2015	2014
Summary by loan segment
Government insured/guaranteed	$446	502	588	772	446	982
PCI loans:
Commercial	152	297	305	329	152	352
Consumer	103	126	160	197	103	212
Total PCI loans	255	423	465	526	255	564
All other loans:
Commercial	384	437	458	548	384	565
Consumer	340	405	447	483	340	498
Total all other loans	724	842	905	1,031	724	1,063
Total foreclosed assets	$1,425	1,767	1,958	2,329	1,425	2,609
Analysis of changes in foreclosed assets
Balance, beginning of period	$1,767	1,958	2,329	2,609	2,609	3,937
Net change in government insured/guaranteed (1)	(56)	(86)	(184)	(210)	(536)	(1,111)
Additions to foreclosed assets (2)	327	325	300	356	1,308	1,595
Reductions:
Sales	(719)	(468)	(531)	(451)	(2,169)	(1,866)
Write-downs and net gains (losses) on sales	106	38	44	25	213	54
Total reductions	(613)	(430)	(487)	(426)	(1,956)	(1,812)
Balance, end of period	$1,425	1,767	1,958	2,329	1,425	2,609

(1)
Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from FHA or VA. The net change in government insured/guaranteed foreclosed assets is made up of inflows from mortgages held for investment and MHFS, and outflows when we are reimbursed by FHA/VA. Transfers from government insured/guaranteed loans to foreclosed assets amounted to $46 million, $38 million, $24 million, and $49 million for the quarters ended December 31, September 30, June 30, and March 31, 2015 and $157 million and $191 million for the years ended December 31, 2015 and 2014, respectively.

(2)	Predominantly include loans moved into foreclosure from nonaccrual status, PCI loans transitioned directly to foreclosed assets and repossessed automobiles.

Foreclosed assets at December 31, 2015, included $861 million of foreclosed residential real estate that had collateralized commercial and consumer loans, of which 52% is predominantly FHA insured or VA guaranteed and expected to have minimal or no loss content. The remaining foreclosed assets balance of $564 million has been written down to estimated net realizable value. The decrease in foreclosed assets at December 31, 2015, compared with December 31, 2014, reflected improving credit trends as well as the continued decline in government insured/guaranteed foreclosed assets attributed to the adoption of ASU 2014-14, which requires that government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure (previously, these were included in foreclosed assets). Of the $1.4 billion in foreclosed assets at December 31, 2015, 41% have been in the foreclosed assets portfolio one year or less.

Wells Fargo & Company	79

Risk Management – Credit Risk Management (continued)

TROUBLED DEBT RESTRUCTURINGS (TDRs)

Table 33: Troubled Debt Restructurings (TDRs)

	December 31,
(in millions)	2015	2014	2013	2012	2011
Commercial TDRs
Commercial and industrial	$1,123	724	1,034	1,700	2,046
Real estate mortgage	1,456	1,880	2,248	2,625	2,262
Real estate construction	125	314	475	801	1,008
Lease financing	1	2	8	20	33
Total commercial TDRs	2,705	2,920	3,765	5,146	5,349
Consumer TDRs
Real estate 1-4 family first mortgage	16,812	18,226	18,925	17,804	13,799
Real estate 1-4 family junior lien mortgage	2,306	2,437	2,468	2,390	1,986
Credit Card	299	338	431	531	593
Automobile	105	127	189	314	260
Other revolving credit and installment	73	49	33	24	19
Trial modifications	402	452	650	705	651
Total consumer TDRs (1)	19,997	21,629	22,696	21,768	17,308
Total TDRs	$22,702	24,549	26,461	26,914	22,657
TDRs on nonaccrual status	$6,506	7,104	8,172	10,149	6,811
TDRs on accrual status (1)	16,196	17,445	18,289	16,765	15,846
Total TDRs	$22,702	24,549	26,461	26,914	22,657

(1)
TDR loans include $1.8 billion, $2.1 billion, $2.5 billion, $1.9 billion, and $318 million at December 31, 2015, 2014, 2013, 2012, and 2011, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and are accruing.

Table 34: TDRs Balance by Quarter During 2015

	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in millions)	2015	2015	2015	2015
Commercial TDRs
Commercial and industrial	$1,123	999	808	779
Real estate mortgage	1,456	1,623	1,740	1,838
Real estate construction	125	207	236	247
Lease financing	1	1	2	2
Total commercial TDRs	2,705	2,830	2,786	2,866
Consumer TDRs
Real estate 1-4 family first mortgage	16,812	17,193	17,692	18,003
Real estate 1-4 family junior lien mortgage	2,306	2,336	2,381	2,424
Credit Card	299	307	315	326
Automobile	105	109	112	124
Other revolving credit and installment	73	63	58	54
Trial modifications	402	421	450	432
Total consumer TDRs	19,997	20,429	21,008	21,363
Total TDRs	$22,702	23,259	23,794	24,229
TDRs on nonaccrual status	$6,506	6,709	6,889	6,982
TDRs on accrual status	16,196	16,550	16,905	17,247
Total TDRs	$22,702	23,259	23,794	24,229

Table 33 and Table 34 provide information regarding the recorded investment of loans modified in TDRs. The allowance for loan losses for TDRs was $2.7 billion and $3.6 billion at December 31, 2015 and 2014, respectively. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for additional information regarding TDRs. In those situations where principal is forgiven, the entire amount of such forgiveness is immediately charged off to the extent not done so prior to the modification. We sometimes delay the timing on the repayment of a portion of principal (principal forbearance) and charge off the amount of forbearance if that amount is not considered fully collectible.
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

80	Wells Fargo & Company

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

Table 35 provides an analysis of the changes in TDRs. Loans modified more than once are reported as TDR inflows only in the period they are first modified. Other than resolutions such as foreclosures, sales and transfers to held for sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Table 35: Analysis of Changes in TDRs

			Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec. 31,
(in millions)	2015	2015	2015	2015	2015	2014
Commercial TDRs
Balance, beginning of period	$2,830	2,786	2,866	2,920	2,920	3,765
Inflows (1)	474	573	372	310	1,729	1,158
Outflows
Charge-offs	(109)	(86)	(20)	(26)	(241)	(155)
Foreclosure	(64)	(30)	(5)	(11)	(110)	(50)
Payments, sales and other (2)	(426)	(413)	(427)	(327)	(1,593)	(1,798)
Balance, end of period	2,705	2,830	2,786	2,866	2,705	2,920
Consumer TDRs
Balance, beginning of period	20,429	21,008	21,363	21,629	21,629	22,696
Inflows (1)	672	753	747	755	2,927	4,010
Outflows
Charge-offs	(73)	(79)	(71)	(88)	(311)	(515)
Foreclosure	(226)	(226)	(242)	(245)	(939)	(1,163)
Payments, sales and other (2)	(786)	(998)	(807)	(668)	(3,259)	(3,201)
Net change in trial modifications (3)	(19)	(29)	18	(20)	(50)	(198)
Balance, end of period	19,997	20,429	21,008	21,363	19,997	21,629
Total TDRs	$22,702	23,259	23,794	24,229	22,702	24,549

(1)	Inflows include loans that both modify and resolve within the period as well as advances on loans that modified in a prior period.

(2)
Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to held-for-sale. It also includes $6 million of loans refinanced or restructured at market terms and qualifying as new loans and removed from TDR classification for the quarter ended December 31, 2015, while no loans were removed from TDR classification for the quarters ended September 30, June 30, and March 31, 2015. During 2014, $1 million of loans refinanced or structured as new loans and were removed from TDR classification.

(3)
Net change in trial modifications includes: inflows of new TDRs entering the trial payment period, net of outflows for modifications that either (i) successfully perform and enter into a permanent modification, or (ii) did not successfully perform according to the terms of the trial period plan and are subsequently charged-off, foreclosed upon or otherwise resolved. Our experience is that substantially all of the mortgages that enter a trial payment period program are successful in completing the program requirements.

Wells Fargo & Company	81

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
Excluding insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2015, were up $61 million, or 7%, from December 31, 2014, primarily due to increases in our credit card and dealer floorplan lending businesses, partially offset by improvement in consumer real estate lending.
Loans 90 days or more past due and still accruing whose repayments are predominantly insured by the FHA or guaranteed by the VA for mortgages and the U.S. Department of Education for student loans under the Federal Family Education Loan Program (FFELP) were $13.4 billion at December 31, 2015, down from $16.9 billion at December 31, 2014, due to improving credit trends.
Table 36 reflects non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed. For additional information on delinquencies by loan class, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 36: Loans 90 Days or More Past Due and Still Accruing

	December 31,
(in millions)	2015	2014	2013	2012	2011
Total (excluding PCI (1)):	$14,380	17,810	23,219	23,245	22,569
Less: FHA insured/guaranteed by the VA (2)(3)	13,373	16,827	21,274	20,745	19,240
Less: Student loans guaranteed under the FFELP (4)	26	63	900	1,065	1,281
Total, not government insured/guaranteed	$981	920	1,045	1,435	2,048
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$97	31	11	48	159
Real estate mortgage	13	16	35	228	256
Real estate construction	4	—	97	27	89
Total commercial	114	47	143	303	504
Consumer:
Real estate 1-4 family first mortgage (3)	224	260	354	564	781
Real estate 1-4 family junior lien mortgage (3)	65	83	86	133	279
Credit card	397	364	321	310	346
Automobile	79	73	55	40	51
Other revolving credit and installment	102	93	86	85	87
Total consumer	867	873	902	1,132	1,544
Total, not government insured/guaranteed	$981	920	1,045	1,435	2,048

(1)	PCI loans totaled $2.9 billion, $3.7 billion, $4.5 billion, $6.0 billion and $8.7 billion at December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

(4)
Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. In fourth quarter 2014, substantially all government guaranteed loans were sold.

82	Wells Fargo & Company

NET CHARGE-OFFS

Table 37: Net Charge-offs

	Year ended								Quarter ended
	December 31,		December 31,		September 30,		June 30,		March 31,
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)
2015
Commercial:
Commercial and industrial	$482	0.17%	$215	0.29%	$122	0.17%	$81	0.12%	$64	0.10%
Real estate mortgage	(68)	(0.06)	(19)	(0.06)	(23)	(0.08)	(15)	(0.05)	(11)	(0.04)
Real estate construction	(33)	(0.16)	(10)	(0.18)	(8)	(0.15)	(6)	(0.11)	(9)	(0.19)
Lease financing	6	0.05	1	0.01	3	0.11	2	0.06	—	—
Total commercial	387	0.09	187	0.16	94	0.08	62	0.06	44	0.04
Consumer:
Real estate 1-4 family first mortgage	262	0.10	50	0.07	62	0.09	67	0.10	83	0.13
Real estate 1-4 family junior lien mortgage	376	0.67	70	0.52	89	0.64	94	0.66	123	0.85
Credit card	941	3.00	243	2.93	216	2.71	243	3.21	239	3.19
Automobile	417	0.72	135	0.90	113	0.76	68	0.48	101	0.73
Other revolving credit and installment	509	1.36	146	1.49	129	1.35	116	1.26	118	1.32
Total consumer	2,505	0.55	644	0.56	609	0.53	588	0.53	664	0.60
Total	$2,892	0.33%	$831	0.36%	$703	0.31%	$650	0.30%	$708	0.33%

2014
Commercial:
Commercial and industrial	$258	0.10%	$82	0.12%	$67	0.11%	$60	0.10%	$49	0.08%
Real estate mortgage	(94)	(0.08)	(25)	(0.09)	(37)	(0.13)	(10)	(0.04)	(22)	(0.08)
Real estate construction	(127)	(0.72)	(26)	(0.56)	(58)	(1.27)	(20)	(0.47)	(23)	(0.54)
Lease financing	7	0.06	1	0.05	4	0.10	1	0.05	1	0.03
Total commercial	44	0.01	32	0.03	(24)	0.02	31	0.03	5	0.01
Consumer:
Real estate 1-4 family first mortgage	509	0.19	88	0.13	114	0.17	137	0.21	170	0.27
Real estate 1-4 family junior lien mortgage	626	1.00	134	0.88	140	0.90	160	1.02	192	1.19
Credit card	864	3.14	221	2.97	201	2.87	211	3.20	231	3.57
Automobile	380	0.70	132	0.94	112	0.81	46	0.35	90	0.70
Other revolving credit and installment	522	1.35	128	1.45	125	1.46	132	1.22	137	1.29
Total consumer	2,901	0.65	703	0.63	692	0.62	686	0.62	820	0.75
Total	$2,945	0.35%	$735	0.34%	$668	0.32%	$717	0.35%	$825	0.41%

(1)	Quarterly net charge-offs (recoveries) as a percentage of average respective loans are annualized.

Table 37 presents net charge-offs for the four quarters and full year of 2015 and 2014. Net charge-offs in 2015 were $2.9 billion (0.33% of average total loans outstanding) compared with $2.9 billion (0.35%) in 2014. The increase in commercial and industrial net charge-offs in 2015 reflected continued deterioration within the oil and gas portfolio. Our commercial real estate portfolios were in a net recovery position every quarter in 2015 and 2014. We continued to have strong credit improvement in our residential real estate secured portfolios, benefiting from improvement in the housing market, with losses down $497 million, or 44%, from 2014.

Wells Fargo & Company	83

Risk Management – Credit Risk Management (continued)

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
We apply a disciplined process and methodology to establish our allowance for credit losses each quarter. This process takes into consideration many factors, including historical and forecasted loss trends, loan-level credit quality ratings and loan grade-specific characteristics. The process involves subjective and complex judgments. In addition, we review a variety of credit metrics and trends. These credit metrics and trends, however, do not solely determine the amount of the allowance as we use several analytical tools. Our estimation approach for the commercial portfolio reflects the estimated probability of default in accordance with the borrower's financial strength, and the severity of loss in the event of default, considering the quality of any underlying collateral. Probability of default and severity at the time of default are statistically derived through historical observations of defaults and losses after default within each credit risk rating. Our estimation approach for the consumer portfolio uses forecasted losses that represent our best estimate of inherent loss based on historical experience, quantitative and other mathematical techniques over the loss emergence period. For additional information on our allowance for credit losses, see the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
Table 38 presents the allocation of the allowance for credit losses by loan segment and class for the last five years.

Table 38: Allocation of the Allowance for Credit Losses (ACL)

	Dec 31, 2015		Dec 31, 2014		Dec 31, 2013		Dec 31, 2012		Dec 31, 2011
	Loans		Loans		Loans		Loans		Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
(in millions)	ACL	loans	ACL	loans	ACL	loans	ACL	loans	ACL	loans
Commercial:
Commercial and industrial	$4,231	33%	$3,506	32%	$3,040	29%	$2,789	28%	$2,810	27%
Real estate mortgage	1,264	13	1,576	13	2,157	14	2,284	13	2,570	14
Real estate construction	1,210	3	1,097	2	775	2	552	2	893	2
Lease financing	167	1	198	1	131	1	89	2	85	2
Total commercial	6,872	50	6,377	48	6,103	46	5,714	45	6,358	45
Consumer:
Real estate 1-4 family first mortgage	1,895	30	2,878	31	4,087	32	6,100	31	6,934	30
Real estate 1-4 family junior lien mortgage	1,223	6	1,566	7	2,534	8	3,462	10	3,897	11
Credit card	1,412	4	1,271	4	1,224	3	1,234	3	1,294	3
Automobile	529	6	516	6	475	6	417	6	555	6
Other revolving credit and installment	581	4	561	4	548	5	550	5	630	5
Total consumer	5,640	50	6,792	52	8,868	54	11,763	55	13,310	55
Total	$12,512	100%	$13,169	100%	$14,971	100%	$17,477	100%	$19,668	100%

	Dec 31, 2015		Dec 31, 2014		Dec 31, 2013		Dec 31, 2012		Dec 31, 2011
Components:
Allowance for loan losses	$11,545		12,319		14,502		17,060		19,372
Allowance for unfunded credit commitments	967		850		469		417		296
Allowance for credit losses	$12,512		13,169		14,971		17,477		19,668
Allowance for loan losses as a percentage of total loans		1.26%		1.43		1.76		2.13		2.52
Allowance for loan losses as a percentage of total net charge-offs		399		418		322		189		171
Allowance for credit losses as a percentage of total loans		1.37		1.53		1.82		2.19		2.56
Allowance for credit losses as a percentage of total nonaccrual loans		110		103		96		85		92

84	Wells Fargo & Company

In addition to the allowance for credit losses, there was $1.9 billion at December 31, 2015, and $2.9 billion at December 31, 2014, of nonaccretable difference to absorb losses for PCI loans. The allowance for credit losses is lower than otherwise would have been required without PCI loan accounting. As a result of PCI loans, certain ratios of the Company may not be directly comparable with credit-related metrics for other financial institutions. Additionally, loans purchased at fair value generally reflect a lifetime credit loss adjustment and therefore do not initially require additions to the allowance as is typically associated with loan growth. For additional information on PCI loans, see the “Risk Management – Credit Risk Management – Purchased Credit-Impaired Loans” section, Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
The ratio of the allowance for credit losses to total nonaccrual loans may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral. Over one-half of our nonaccrual loans were real estate 1-4 family first and junior lien mortgage loans at December 31, 2015.
The allowance for credit losses declined in 2015, which reflected continued credit improvement, particularly in our residential real estate portfolios and primarily associated with continued improvement in the housing market, partially offset by an increase in our commercial allowance to reflect deterioration in the oil and gas portfolio. The total provision for credit losses was $2.4 billion in 2015, $1.4 billion in 2014 and $2.3 billion in 2013. The 2015 provision for credit losses was $450 million less than net charge-offs, due to strong underlying credit, and improvement in the housing market. The 2014 provision was $1.6 billion less than net charge-offs, and the 2013 provision was $2.2 billion less than net charge-offs. For each of 2014 and 2013, the provision was influenced by continually improving credit performance.

We believe the allowance for credit losses of $12.5 billion at December 31, 2015, was appropriate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at that date. Approximately $1.2 billion of the allowance at December 31, 2015 was allocated to our oil and gas portfolio, however the entire allowance is available to absorb credit losses inherent in the total loan portfolio. The allowance for credit losses is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions. Our process for determining the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Wells Fargo & Company	85

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
In connection with our sales and securitization of residential mortgage loans to various parties, we have established a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Our mortgage repurchase liability estimation process also incorporates a forecast of repurchase demands associated with mortgage insurance rescission activity.
Because we retain the servicing for most of the mortgage loans we sell or securitize, we believe the quality of our residential mortgage loan servicing portfolio provides helpful information in evaluating our repurchase liability. Of the $1.6 trillion in the residential mortgage loan servicing portfolio at December 31, 2015, 95% was current and less than 2% was subprime at origination. Our combined delinquency and foreclosure rate on this portfolio was 5.18% at December 31, 2015, compared with 5.79% at December 31, 2014. Three percent of this portfolio is private label securitizations for which we originated the loans and, therefore, have some repurchase risk.
The overall level of unresolved repurchase demands and mortgage insurance rescissions outstanding at December 31, 2015, was $62 million, representing 280 loans, down from $183 million, or 839 loans, a year ago, as we observed a decline in new demands and continued to work through the outstanding demands and mortgage insurance rescissions.
Customary with industry practice, we have the right of recourse against correspondent lenders from whom we have purchased loans with respect to representations and warranties. Historical recovery rates as well as projected lender performance are incorporated in the establishment of our mortgage repurchase liability.
We do not typically receive repurchase requests from GNMA, FHA and the Department of Housing and Urban Development (HUD) or VA. As an originator of an FHA-insured or VA-guaranteed loan, we are responsible for obtaining the insurance with the FHA or the guarantee with the VA. To the extent we are not able to obtain the insurance or the guarantee we must request permission to repurchase the loan from the GNMA pool. Such repurchases from GNMA pools typically represent a self-initiated process upon discovery of the uninsurable loan (usually within 180 days from funding of the loan). Alternatively, in lieu of repurchasing loans from GNMA pools, we may be asked by FHA/HUD or the VA to indemnify them (as applicable) for defects found in the Post Endorsement Technical Review process or audits performed by FHA/HUD or the VA. The Post Endorsement Technical Review is a process whereby HUD performs underwriting audits of closed/insured FHA loans for potential deficiencies. Our liability for mortgage loan repurchase losses incorporates probable losses associated with such indemnification.
Table 39 summarizes the changes in our mortgage repurchase liability. We incurred net losses on repurchased loans and investor reimbursements totaling $78 million in 2015, compared with $144 million in 2014.

Table 39: Changes in Mortgage Repurchase Liability

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec. 31,
(in millions)	2015	2015	2015	2015	2015	2014	2013
Balance, beginning of period	$538	557	586	615	615	899	2,206
Provision for repurchase losses:
Loan sales	9	11	13	10	43	44	143
Change in estimate (1)	(128)	(17)	(31)	(26)	(202)	(184)	285
Total additions (reductions)	(119)	(6)	(18)	(16)	(159)	(140)	428
Losses (2)	(41)	(13)	(11)	(13)	(78)	(144)	(1,735)
Balance, end of period	$378	538	557	586	378	615	899

(1)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

(2)
Year ended December 31, 2013, reflects $746 million as a result of the agreement with FHLMC that resolves substantially all repurchase liabilities related to loans sold to FHLMC prior to January 1, 2009. Year ended December 31, 2013, reflects $508 million as a result of the agreement with FNMA that resolves substantially all repurchase liabilities related to loans sold to FNMA that were originated prior to January 1, 2009.

86	Wells Fargo & Company

Our liability for mortgage repurchases, included in “Accrued expenses and other liabilities” in our consolidated balance sheet, represents our best estimate of the probable loss that we expect to incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. The mortgage repurchase liability estimation process requires management to make difficult, subjective and complex judgments about matters that are inherently uncertain, including demand expectations, economic factors, and the specific characteristics of the loans subject to repurchase. Our evaluation considers all vintages and the collective actions of the GSEs and their regulator, the Federal Housing Finance Agency (FHFA), mortgage insurers and our correspondent lenders. We maintain regular contact with the GSEs, the FHFA, and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The liability was $378 million at December 31, 2015, and $615 million at December 31, 2014. In 2015, we released $159 million, which increased net gains on mortgage loan origination/sales activities, compared with a release of $140 million in 2014. The release in 2015 was primarily due to resolving certain exposures and a re-estimation of our liability based on recently observed trends.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses exceeded our recorded liability by $293 million at December 31, 2015, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) used in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions. Our estimate of reasonably possible losses decreased in 2015 as court rulings during the year provided a better understanding of our exposure to repurchase risk. For additional information on our repurchase liability, see Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

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

General Servicing Duties and Requirements
The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payments due from borrowers, (2) advance certain delinquent payments of principal and interest on the mortgage loans, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, (5) foreclose on defaulted mortgage loans or, to the extent consistent with the related servicing agreement, consider alternatives to foreclosure, such as loan modifications or short sales, and (6) for loans sold into private label securitizations, manage the foreclosed property through liquidation. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, (2) consult with each servicer and use reasonable efforts to cause the servicer to observe its servicing obligations, (3) prepare monthly distribution statements to security holders and, if required by the securitization documents, certain periodic reports required to be filed with the SEC, (4) if required by the securitization documents, calculate distributions and loss allocations on the mortgage-backed securities, (5) prepare tax and information returns of the securitization trust, and (6) advance amounts required by non-affiliated servicers who fail to perform their advancing obligations.
Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, most private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or for errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or against any of our acts or omissions that involve willful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan.

Consent Orders and Settlement Agreements for Mortgage Servicing and Foreclosure Practices
In connection with our servicing activities we have entered into various settlements with federal and state regulators to resolve certain alleged servicing issues and practices. In general, these settlements required us to provide customers with loan modification relief, refinancing relief, and foreclosure prevention and assistance, as well as imposed certain monetary penalties on us.
In particular, on February 28, 2013, we entered into amendments to an April 2011 Consent Order with both the Office of the Comptroller of the Currency (OCC) and the FRB, which effectively ceased the Independent Foreclosure Review program created by such Consent Order and replaced it with an accelerated remediation commitment to provide foreclosure prevention actions on $1.2 billion of residential mortgage loans, subject to a process to be administered by the OCC and the FRB.

Wells Fargo & Company	87

Risk Management – Credit Risk Management (continued)

During 2014, we reported sufficient foreclosure prevention actions to satisfy the $1.2 billion financial commitment.
In June 2015, we entered into an additional amendment to the April 2011 Consent Order with the OCC to address 15 of the 98 actionable items contained in the April 2011 Consent Order that were still considered open. This amendment requires that we remediate certain activities associated with our mortgage loan servicing practices and allows for the OCC to take additional supervisory action, including possible civil money penalties, if we do not comply with the terms of this amended Consent Order. In addition, this amendment prohibits us from acquiring new mortgage servicing rights or entering into new mortgage servicing contracts, other than mortgage servicing associated with originating mortgage loans or purchasing loans from correspondent clients in our normal course of business. Additionally, this amendment prohibits any new off-shoring of new mortgage servicing activities and requires OCC approval to outsource or sub-service any new mortgage servicing activities.

Asset/Liability Management
Asset/liability management involves evaluating, monitoring and managing interest rate risk, market risk, liquidity and funding. Primary oversight of interest rate risk and market risk resides with the Finance Committee of our Board of Directors (Board), which oversees the administration and effectiveness of financial risk management policies and processes used to assess and manage these risks. Primary oversight of liquidity and funding resides with the Risk Committee of the Board. At the management level we utilize a Corporate Asset/Liability Management Committee (Corporate ALCO), which consists of senior financial, risk, and business executives, to oversee these risks and report on them periodically to the Board’s Finance Committee and Risk Committee as appropriate. Each of our principal lines of business has its own asset/liability management committee and process linked to the Corporate ALCO process. As discussed in more detail for trading activities below, we employ separate management level oversight specific to market risk. Market risk, in its broadest sense, refers to the possibility that losses will result from the impact of adverse changes in market rates and prices on our trading and non-trading portfolios and financial instruments.

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
Our risk measures include both net interest income sensitivity and interest rate sensitive noninterest income and expense impacts. We refer to the combination of these exposures as interest rate sensitive earnings. In general, the Company is positioned to benefit from higher interest rates. Currently, our profile is such that net interest income will benefit from higher interest rates as our assets reprice faster and to a greater degree than our liabilities, and, in response to lower market rates, our assets will reprice downward and to a greater degree than our liabilities. Our interest rate sensitive noninterest income and expense is largely driven by mortgage activity, and tends to move in the opposite direction of our net interest income. So, in response to higher interest rates, mortgage activity, primarily refinancing activity, generally declines. And in response to lower rates, mortgage activity generally increases. Mortgage results in our simulations are also impacted by the valuation of MSRs and related hedge positions. See the “Risk Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.
The degree to which these sensitivities offset each other is dependent upon the timing and magnitude of changes in interest rates, and the slope of the yield curve. During a transition to a higher or lower interest rate environment, a reduction or increase in interest-sensitive earnings from the mortgage banking business could occur quickly, while the benefit or detriment from balance sheet repricing could take more time to develop. For example, our lower rate scenarios (scenario 1 and scenario 2) in the following table initially measure a decline in interest rates versus our most likely scenario. Although the performance in these rate scenarios contain initial benefit from increased mortgage banking activity, the result is lower earnings relative to the most likely scenario over time given pressure on net interest income. The higher rate scenarios (scenario 3 and scenario 4) measure the impact of varying degrees of rising short-term and long-term interest rates over the course of the forecast horizon relative to the most likely scenario, both resulting in positive earnings sensitivity.
As of December 31, 2015, our most recent simulations estimate earnings at risk over the next 24 months under a range of both lower and higher interest rates. The results of the simulations are summarized in Table 40, indicating cumulative net income after tax earnings sensitivity relative to the most likely earnings plan over the 24 month horizon (a positive range indicates a beneficial earnings sensitivity measurement relative to the most likely earnings plan and a negative range indicates a detrimental earnings sensitivity relative to the most likely earnings plan).

88	Wells Fargo & Company

Table 40: Earnings Sensitivity Over 24 Month Horizon Relative to Most Likely Earnings Plan

	Most	Lower rates		Higher rates
	likely	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Ending rates:
Federal funds	2.12%	0.25	1.86	2.35	5.25
10-year treasury (1)	3.49	1.80	2.99	3.99	6.30
Earnings relative to most likely	N/A	(3)-(4)%	(1)-(2)	0-5	0-5

(1)	U.S. Constant Maturity Treasury Rate

We use the investment securities portfolio and exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. See the “Balance Sheet Analysis – Investment Securities” section in this Report for more information on the use of the available-for-sale and held-to-maturity securities portfolios. The notional or contractual amount, credit risk amount and fair value of the derivatives used to hedge our interest rate risk exposures as of December 31, 2015, and 2014, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in two main ways:

•
to convert the cash flows from selected asset and/or liability instruments/portfolios, including investments, commercial loans and long-term debt, from fixed-rate payments to floating-rate payments, or vice versa; and

•	to economically hedge our mortgage origination pipeline, funded mortgage loans and MSRs using interest rate swaps, swaptions, futures, forwards and options.

MORTGAGE BANKING INTEREST RATE AND MARKET RISK  We originate, fund and service mortgage loans, which subjects us to various risks, including credit, liquidity and interest rate risks. Based on market conditions and other factors, we reduce credit and liquidity risks by selling or securitizing a majority of the long-term fixed-rate mortgage and ARM loans we originate. On the other hand, we may hold originated ARMs and fixed-rate mortgage loans in our loan portfolio as an investment for our growing base of deposits. We determine whether the loans will be held for investment or held for sale at the time of commitment. We may subsequently change our intent to hold loans for investment and sell some or all of our ARMs or fixed-rate mortgages as part of our corporate asset/liability management. We may also acquire and add to our securities available for sale a portion of the securities issued at the time we securitize MHFS.
With the decrease in average mortgage interest rates in 2015, our mortgage banking revenue increased as the level of mortgage loan refinance activity increased compared with 2014. The increase in mortgage loan origination income (primarily driven by the increase in mortgage loan volume) more than offset the decrease in net servicing income. Despite the continued slow recovery in the housing sector, and the continued lack of liquidity in the nonconforming secondary markets, our mortgage banking revenue was strong in 2015, reflecting the complementary origination and servicing strengths of the business. The secondary market for agency-conforming mortgages functioned well during 2015.
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
We measure originations of MHFS at fair value where an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2015 and 2014, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale.
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
A decline in interest rates generally increases the propensity for refinancing, reduces the expected duration of the servicing portfolio and therefore reduces the estimated fair value of MSRs. This reduction in fair value causes a charge to income for MSRs carried at fair value, net of any gains on free-standing derivatives (economic hedges) used to hedge MSRs. We may choose not to fully hedge the entire potential decline in the value of our MSRs

Wells Fargo & Company	89

Risk Management - Asset/Liability Management (continued)

resulting from a decline in interest rates because the potential increase in origination/servicing fees in that scenario provides a partial “natural business hedge.” An increase in interest rates generally reduces the propensity for refinancing, extends the expected duration of the servicing portfolio and, therefore, increases the estimated fair value of the MSRs. However, an increase in interest rates can also reduce mortgage loan demand and, therefore, reduce origination income.
The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Gains or losses associated with these economic hedges are included in mortgage banking noninterest income. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2015, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.
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

•
The degree to which our net gains on loan originations offsets valuation changes for MSRs is imperfect, varies at different points in the interest rate cycle, and depends not just on the direction of interest rates but on the pattern of quarterly interest rate changes.

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

•
While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARM production held for sale from changes in mortgage interest rates may or may not be fully offset by Treasury and LIBOR index-based financial instruments used as economic hedges for such ARMs. Additionally, hedge-carry income we earn on our economic hedges for the MSRs may not continue if the spread between short-term and long-term rates decreases, or there are other changes in the market for mortgage forwards that affect the implied carry.

The total carrying value of our residential and commercial MSRs was $13.7 billion and $14.0 billion at December 31, 2015 and 2014, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 4.37% and 4.45% at December 31, 2015 and 2014, respectively. The carrying value of our total MSRs represented 0.77% and 0.75% of mortgage loans serviced for others at December 31, 2015 and 2014, respectively.
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

90	Wells Fargo & Company

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

MARKET RISK – TRADING ACTIVITIES  The Finance Committee of our Board of Directors reviews the acceptable market risk appetite for our trading activities. We engage in trading activities primarily to accommodate the investment and risk management activities of our customers (which involves transactions that are recorded as trading assets and liabilities on our balance sheet), to execute economic hedging to manage certain balance sheet risks and, to a very limited degree, for proprietary trading for our own account. These activities primarily occur within our Wholesale Banking businesses and to a lesser extent other divisions of the Company. All of our trading assets and liabilities, including securities, foreign exchange transactions, commodity transactions, and derivatives are carried at fair value. Income earned related to these trading activities include net interest income and changes in fair value related to trading assets and liabilities. Net interest income earned on trading assets and liabilities is reflected in the interest income and interest expense components of our income statement. Changes in fair value of trading assets and liabilities are reflected in net gains on trading activities, a component of noninterest income in our income statement.

Table 41 presents total revenue from trading activities.

Table 41: Net gains (losses) from Trading Activities

	Year ended December 31,
(in millions)	2015	2014	2013
Interest income (1)	1,971	1,685	1,376
Less: Interest expense (2)	357	382	307
Net interest income	1,614	1,303	1,069
Noninterest income:
Net gains (losses) from trading activities (3):
Customer accommodation	806	924	1,278
Economic hedges and other (4)	(192)	233	332
Proprietary trading	—	4	13
Total net gains from trading activities	614	1,161	1,623
Total trading-related net interest and noninterest income	2,228	2,464	2,692

(1)	Represents interest and dividend income earned on trading securities.

(2)	Represents interest and dividend expense incurred on trading securities we have sold but have not yet purchased.

(3)	Represents realized gains (losses) from our trading activity and unrealized gains (losses) due to changes in fair value of our trading positions, attributable to the type of business activity.

(4)	Excludes economic hedging of mortgage banking and asset/liability management activities, for which hedge results (realized and unrealized) are reported with the respective hedged activities.

Customer accommodation Customer accommodation activities are conducted to help customers manage their investment and risk management needs. We engage in market-making activities or act as an intermediary to purchase or sell financial instruments in anticipation of or in response to customer needs. This category also includes positions we use to manage our exposure to customer transactions.
For the majority of our customer accommodation trading, we serve as intermediary between buyer and seller. For example, we may purchase or sell a derivative to a customer who wants to manage interest rate risk exposure. We typically enter into offsetting derivative or security positions with a separate counterparty or exchange to manage our exposure to the derivative with our customer. We earn income on this activity based on the transaction price difference between the customer and offsetting derivative or security positions, which is reflected in the fair value changes of the positions recorded in net gains on trading activities.
Customer accommodation trading also includes net gains related to market-making activities in which we take positions to facilitate customer order flow. For example, we may own securities recorded as trading assets (long positions) or sold securities we have not yet purchased, recorded as trading liabilities (short positions), typically on a short-term basis, to facilitate support of buying and selling demand from our customers. As a market maker in these securities, we earn income due to: (1) the difference between the price paid or received for the purchase and sale of the security (bid-ask spread), (2) the net interest income, and (3) the change in fair value of the long or short positions during the short-term period held on our balance sheet. Additionally, we may enter into separate derivative or security positions to manage our exposure related to our long or short security positions. Income earned on this type of market-making activity is reflected in the fair value changes of these positions recorded in net gains on trading activities.

Wells Fargo & Company	91

Risk Management - Asset/Liability Management (continued)

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

Proprietary trading Proprietary trading consists of security or derivative positions executed for our own account based upon market expectations or to benefit from price differences between financial instruments and markets. Proprietary trading activity has been substantially restricted by the Dodd-Frank Act provisions known as the “Volcker Rule.” Accordingly, we reduced and have exited certain business activities as a result of the rule. As discussed within this section and the noninterest income section of our financial results, proprietary trading activity is insignificant to our business and financial results. For more details on the Volcker Rule, see the “Regulatory Reform” section in this Report.

Daily Trading-Related Revenue Table 42 provides information on the distribution of daily trading-related revenues for the Company’s trading portfolio. This trading-related revenue is defined as the change in value of the trading assets and trading liabilities, trading-related net interest income, and trading-related intra-day gains and losses. Net trading-related revenue does not include activity related to long-term positions held for economic hedging purposes, period-end adjustments, and other activity not representative of daily price changes driven by market factors.

Table 42:  Distribution of Daily Trading-Related Revenues

Market risk is the risk of possible economic loss from adverse changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity prices, commodity prices, mortgage rates and mortgage liquidity. Market risk is intrinsic to the Company’s sales and trading, market making, investing, and risk management activities.
The Company uses Value-at-Risk (VaR) metrics complemented with sensitivity analysis and stress testing in measuring and monitoring market risk. These market risk measures are monitored at both the business unit level and at aggregated levels on a daily basis. Our corporate market risk management function aggregates and monitors all exposures to ensure risk measures are within our established risk appetite. Changes to the market risk profile are analyzed and reported on a daily basis. The Company monitors various market risk exposure measures from a variety of perspectives, including line of business, product, risk type, and legal entity.

92	Wells Fargo & Company

VaR is a statistical risk measure used to estimate the potential loss from adverse moves in the financial markets. The VaR measures assume that historical changes in market values (historical simulation analysis) are representative of the potential future outcomes and measure the expected loss over a given time interval (for example, 1 day or 10 days) at a given confidence level. Our historical simulation analysis approach uses historical observations of daily changes in each of the market risk factors from each trading day in the previous 12 months. The risk drivers of each market risk exposure are updated on a daily basis. We measure and report VaR for 1-day and 10-day holding periods at a 99% confidence level. This means we would expect to incur single day losses greater than predicted by VaR estimates for the measured positions one time in every 100 trading days. We treat data from all historical periods as equally relevant and consider using data for the previous 12 months as appropriate for determining VaR. We believe using a 12-month look back period helps ensure the Company’s VaR is responsive to current market conditions.
VaR measurement between different financial institutions is not readily comparable due to modeling and assumption differences from company to company. VaR measures are more useful when interpreted as an indication of trends rather than an absolute measure to be compared across financial institutions.
VaR models are subject to limitations which include, but are not limited to, the use of historical changes in market factors that may not accurately reflect future changes in market factors, and the inability to predict market liquidity in extreme market conditions. All limitations such as model inputs, model assumptions, and calculation methodology risk are monitored by the Corporate Market Risk Group and the Corporate Model Risk

Group.
The VaR models measure exposure to the following categories:

•	credit risk – exposures from corporate credit spreads, asset-backed security spreads, and mortgage prepayments.

•	interest rate risk – exposures from changes in the level, slope, and curvature of interest rate curves and the volatility of interest rates.

•	equity risk – exposures to changes in equity prices and volatilities of single name, index, and basket exposures.

•	commodity risk – exposures to changes in commodity prices and volatilities.

•	foreign exchange risk – exposures to changes in foreign exchange rates and volatilities.

VaR is a primary market risk management measure for assets and liabilities classified as trading positions and is used as a supplemental analysis tool to monitor exposures classified as available for sale (AFS) and other exposures that we carry at fair value.
Trading VaR is the measure used to provide insight into the market risk exhibited by the Company’s trading positions. The Company calculates Trading VaR for risk management purposes to establish line of business and Company-wide risk limits. Trading VaR is calculated based on all trading positions classified as trading assets or trading liabilities on our balance sheet.
Table 43 shows the results of the Company’s Trading General VaR by risk category. As presented in the table, average Trading General VaR was $19 million for the quarter ended December 31, 2015, compared with $21 million for the quarter ended September 30, 2015. The decrease was primarily driven by risk reducing changes in portfolio composition which offset the market volatility experienced during the quarter.

Table 43: Trading 1-Day 99% General VaR by Risk Category

	Quarter ended
	December 31, 2015				September 30, 2015
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Company Trading General VaR Risk Categories
Credit	$14	18	14	25	20	20	16	24
Interest rate	8	9	5	13	18	14	6	22
Equity	13	14	12	16	16	14	12	16
Commodity	1	1	1	1	1	1	1	2
Foreign exchange	2	1	1	2	1	1	—	2
Diversification benefit (1)	(20)	(24)			(38)	(29)
Company Trading General VaR	18	19			18	21

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

Sensitivity Analysis Given the inherent limitations of the VaR models, the Company uses other measures, including sensitivity analysis, to measure and monitor risk. Sensitivity analysis is the measure of exposure to a single risk factor, such as a 0.01% increase in interest rates or a 1% increase in equity prices. We conduct and monitor sensitivity on interest rates, credit spreads, volatility, equity, commodity, and foreign exchange exposure. Sensitivity analysis complements VaR as it provides an indication of risk relative to each factor irrespective of historical market moves.
Stress Testing While VaR captures the risk of loss due to adverse changes in markets using recent historical market data, stress testing captures the Company’s exposure to extreme but low probability market movements. Stress scenarios estimate the risk of losses based on management’s assumptions of abnormal but severe market movements such as severe credit spread widening or a large decline in equity prices. These scenarios assume that the market moves happen instantaneously and no repositioning or hedging activity takes place to mitigate losses as events unfold (a conservative approach since experience demonstrates otherwise).

Wells Fargo & Company	93

Risk Management - Asset/Liability Management (continued)

An inventory of scenarios is maintained representing both historical and hypothetical stress events that affect a broad range of market risk factors with varying degrees of correlation and differing time horizons. Hypothetical scenarios assess the impact of large movements in financial variables on portfolio values. Typical examples include a 1% (100 basis point) increase across the yield curve or a 10% decline in equity market indexes. Historical scenarios utilize an event-driven approach: the stress scenarios are based on plausible but rare events, and the analysis addresses how these events might affect the risk factors relevant to a portfolio.
The Company’s stress testing framework is also used in calculating results in support of the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) and internal stress tests. Stress scenarios are regularly reviewed and updated to address potential market events or concerns. For more detail on the CCAR process, see the “Capital Management” section in this Report.

Regulatory Market Risk Capital is based on U.S. regulatory agency risk-based capital regulations that are based on the Basel Committee Capital Accord of the Basel Committee on Banking Supervision. The Company must calculate regulatory capital based on the Basel III market risk capital rule, which requires banking organizations with significant trading activities to adjust their capital requirements to better account for the market risks of those activities based on comprehensive and risk sensitive methods and models. The market risk capital rule is intended to cover the risk of loss in value of covered positions due to changes in market conditions.

Composition of Material Portfolio of Covered Positions The positions that are “covered” by the market risk capital rule are generally a subset of our trading assets and trading liabilities, specifically those held by the Company for the purpose of short-term resale or with the intent of benefiting from actual or expected short-term price movements, or to lock in arbitrage profits. Positions excluded from market risk regulatory capital treatment are subject to the credit risk capital rules applicable to the “non-covered” trading positions.
The material portfolio of the Company’s “covered” positions

is predominantly concentrated in the trading assets and trading liabilities managed within Wholesale Banking where the substantial portion of market risk capital resides. Wholesale Banking engages in the fixed income, traded credit, foreign exchange, equities, and commodities markets businesses. Other business segments also hold small trading positions covered under the market risk capital rule.

Regulatory Market Risk Capital Components  The capital required for market risk on the Company’s “covered” positions is determined by internally developed models or standardized specific risk charges. The market risk regulatory capital models are subject to internal model risk management and validation. The models are continuously monitored and enhanced in response to changes in market conditions, improvements in system capabilities, and changes in the Company’s market risk exposure. The Company is required to obtain and has received prior written approval from its regulators before using its internally developed models to calculate the market risk capital charge.
Basel III prescribes various VaR measures in the determination of regulatory capital and risk-weighted assets (RWAs). The Company uses the same VaR models for both market risk management purposes as well as regulatory capital calculations. For regulatory purposes, we use the following metrics to determine the Company’s market risk capital requirements:

General VaR measures the risk of broad market movements such as changes in the level of credit spreads, interest rates, equity prices, commodity prices, and foreign exchange rates. General VaR uses historical simulation analysis based on 99% confidence level and a 10-day time horizon.
Table 44 shows the General VaR measure by major risk categories for Wholesale Banking. Average 10-day Company Regulatory General VaR was $40 million for the quarter ended December 31, 2015, compared with $35 million for the quarter ended September 30, 2015. The increase was primarily driven by changes in portfolio composition.

Table 44: Regulatory 10-Day 99% General VaR by Risk Category

		Quarter ended
		December 31, 2015			September 30, 2015
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Wholesale Regulatory General VaR Risk Categories
Credit	$29	38	26	54	45	46	30	61
Interest rate	25	29	21	40	38	45	27	77
Equity	9	7	4	11	7	6	3	13
Commodity	2	3	1	5	1	3	1	5
Foreign exchange	2	2	1	5	2	4	1	6
Diversification benefit (1)	(22)	(41)			(64)	(72)
Wholesale Regulatory General VaR	$45	38	26	54	29	32	21	56
Company Regulatory General VaR	47	40	28	56	31	35	23	58

(1)
The period-end VaR was less than the sum of the VaR components described above, which is due to portfolio diversification. The diversification benefit arises because the risks are not perfectly correlated causing a portfolio of positions to usually be less risky than the sum of the risks of the positions alone. The diversification benefit is not meaningful for low and high metrics since they may occur on different days.

94	Wells Fargo & Company

Specific Risk measures the risk of loss that could result from factors other than broad market movements, or name-specific market risk. Specific Risk uses Monte Carlo simulation analysis based on a 99% confidence level and a 10-day time horizon.

Total VaR (as presented in Table 45) is composed of General VaR and Specific Risk and uses the previous 12 months of historical market data in accordance with regulatory requirements.

Total Stressed VaR (as presented in Table 45) uses a historical period of significant financial stress over a continuous 12 month period using historically available market data and is composed of Stressed General VaR and Stressed Specific Risk. Total Stressed VaR uses the same methodology and models as Total VaR.

Incremental Risk Charge (as presented in Table 45) captures losses due to both issuer default and migration risk at the 99.9% confidence level over the one-year capital horizon under the assumption of constant level of risk or a constant position assumption. The model covers all non-securitized credit-

sensitive products.
The Company calculates Incremental Risk by generating a portfolio loss distribution using Monte Carlo simulation, which assumes numerous scenarios, where an assumption is made that the portfolio’s composition remains constant for a one-year time horizon. Individual issuer credit grade migration and issuer default risk is modeled through generation of the issuer’s credit rating transition based upon statistical modeling. Correlation between credit grade migration and default is captured by a multifactor proprietary model which takes into account industry classifications as well as regional effects. Additionally, the impact of market and issuer specific concentrations is reflected in the modeling framework by assignment of a higher charge for portfolios that have increasing concentrations in particular issuers or sectors. Lastly, the model captures product basis risk; that is, it reflects the material disparity between a position and its hedge.
Table 45 provides information on Total VaR, Total Stressed VaR and the Incremental Risk Charge results for the quarter ended December 31, 2015. For the Incremental Risk Charge, the required capital for market risk at quarter end equals the average for the quarter.

Table 45: Market Risk Regulatory Capital Modeled Components

	Quarter ended December 31, 2015				December 31, 2015
(in millions)	Average	Low	High	Quarter end	Risk- based capital (1)	Risk- weighted assets (1)
Total VaR	63	51	75	67	188	2,350
Total Stressed VaR	258	185	316	285	773	9,661
Incremental Risk Charge	309	270	393	305	309	3,864

(1)	Results represent the risk-based capital and RWAs based on the VaR and Incremental Risk Charge models.

Securitized Products Charge Basel III requires a separate market risk capital charge for positions classified as a securitization or re-securitization. The primary criteria for classification as a securitization are whether there is a transfer of risk and whether the credit risk associated with the underlying exposures has been separated into at least two tranches reflecting different levels of seniority. Covered trading securitizations positions include consumer and commercial asset-backed securities (ABS), commercial mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS), and collateralized loan and other debt obligations (CLO/CDO) positions. The securitization capital requirements are the greater of the capital requirements of the net long or short exposure, and are capped at the maximum loss that could be incurred on any given transaction.
Table 46 shows the aggregate net fair market value of securities and derivative securitization positions by exposure type that meet the regulatory definition of a covered trading securitization position at December 31, 2015 and 2014.

Table 46: Covered Securitization Positions by Exposure Type (Net Market Value)

(in millions)	ABS	CMBS	RMBS	CLO/CDO
December 31, 2015

Securitization exposure:
Securities	$962	402	571	667
Derivatives	15	6	2	(21)
Total	977	408	573	646
December 31, 2014

Securitization Exposure:
Securities	$752	709	689	553
Derivatives	(1)	5	23	(31)
Total	$751	714	712	522

Wells Fargo & Company	95

Risk Management - Asset/Liability Management (continued)

SECURITIZATION DUE DILIGENCE AND RISK MONITORING  The market risk capital rule requires that the Company conduct due diligence on the risk of each position within three days of the purchase of a securitization position. The Company's due diligence seeks to provide an understanding of the features that would materially affect the performance of a securitization or re-securitization. The due diligence analysis is re-performed on a quarterly basis for each securitization and re-securitization position. The Company uses an automated solution to track the due diligence associated with securitization activity. The Company aims to manage the risks associated with securitization and re-securitization positions through the use of offsetting positions and portfolio diversification.

Standardized Specific Risk Charge For debt and equity positions that are not evaluated by the approved internal specific risk models, a regulatory prescribed standard specific risk charge is applied. The standard specific risk add-on for sovereign entities, public sector entities, and depository institutions is based on the

Organization for Economic Co-operation and Development (OECD) country risk classifications (CRC) and the remaining contractual maturity of the position. These risk add-ons for debt positions range from 0.25% to 12%. The add-on for corporate debt is based on creditworthiness and the remaining contractual maturity of the position. All other types of debt positions are subject to an 8% add-on. The standard specific risk add-on for equity positions is generally 8%.

Comprehensive Risk Charge/Correlation Trading The market risk capital rule requires capital for correlation trading positions. The Company's remaining correlation trading exposure covered under the market risk capital rule matured in fourth quarter 2014.
Table 47 summarizes the market risk-based capital requirements charge and market RWAs in accordance with the Basel III market risk capital rule as of December 31, 2015 and 2014. The market RWAs are calculated as the sum of the components in the table below.

Table 47: Market Risk Regulatory Capital and RWAs

	December 31, 2015		December 31, 2014
(in millions)	Risk- based capital	Risk- weighted assets	Risk- based capital	Risk- weighted assets
Total VaR	$188	2,350	146	1,822
Total Stressed VaR	773	9,661	1,469	18,359
Incremental Risk Charge	309	3,864	345	4,317
Securitized Products Charge	616	7,695	766	9,577
Standardized Specific Risk Charge	1,048	13,097	1,177	14,709
De minimis Charges (positions not included in models)	19	243	66	829
Total	$2,953	36,910	3,969	49,613

RWA Rollforward Table 48 depicts the changes in market risk regulatory capital and RWAs under Basel III for the full year and fourth quarter of 2015.

Table 48: Analysis of Changes in Market Risk Regulatory Capital and RWAs

(in millions)	Risk-based capital	Risk-weighted assets
Balance, December 31, 2014	$3,969	49,613
Total VaR	42	528
Total Stressed VaR	(696)	(8,698)
Incremental Risk Charge	(36)	(453)
Securitized Products Charge	(151)	(1,882)
Standardized Specific Risk Charge	(129)	(1,612)
De minimis Charges	(46)	(586)
Balance, December 31, 2015	$2,953	36,910

Balance, September 30, 2015	$3,275	40,934
Total VaR	5	58
Total Stressed VaR	(73)	(910)
Incremental Risk Charge	(69)	(857)
Securitized Products Charge	(79)	(984)
Standardized Specific Risk Charge	(99)	(1,243)
De minimis Charges	(7)	(88)
Balance, December 31, 2015	$2,953	36,910

All changes to market risk regulatory capital and RWAs for the full year and fourth quarter of 2015 were associated with changes in positions due to normal trading activity in addition to market volatility over the last year.

VaR Backtesting The market risk capital rule requires backtesting as one form of validation of the VaR model. Backtesting is a comparison of the daily VaR estimate with the actual clean profit and loss (clean P&L) as defined by the market risk capital rule. Clean P&L is the change in the value of the Company’s covered trading positions that would have occurred had previous end-of-day covered trading positions remained unchanged (therefore, excluding fees, commissions, net interest income, and intraday trading gains and losses). The backtesting analysis compares the daily Total VaR for each of the trading days in the preceding 12 months with the net clean P&L. Clean P&L does not include credit adjustments and other activity not representative of daily price changes driven by market risk factors. The clean P&L measure of revenue is used to evaluate the performance of the Total VaR and is not comparable to our actual daily trading net revenues, as reported elsewhere in this Report.
Any observed clean P&L loss in excess of the Total VaR is considered a market risk regulatory capital backtesting exception. The actual number of exceptions (that is, the number of business days for which the clean P&L losses exceed the corresponding 1-day, 99% Total VaR measure) over the preceding 12 months is used to determine the capital multiplier for the market risk capital calculation. The number of actual backtesting exceptions is dependent on current market

96	Wells Fargo & Company

performance relative to historic market volatility in addition to model performance and assumptions. This capital multiplier increases from a minimum of three to a maximum of four, depending on the number of exceptions. No backtesting exceptions occurred over the preceding 12 months. Backtesting is also performed at more granular levels within the Company.
Table 49 shows daily Total VaR (1-day, 99%) used for market risk regulatory capital backtesting for the 12 months ended December 31, 2015. The Company’s average Total VaR for fourth quarter 2015 was $22 million with a low of $18 million and a high of $25 million.
Table 49: Daily Total 1-Day 99% VaR Measure (Rolling 12 Months)

Market Risk Governance The Finance Committee of our Board has primary oversight over market risk-taking activities of the Company and reviews the acceptable market risk appetite. The Corporate Risk Group’s Market Risk Committee, which reports to the Finance Committee of the Board, is responsible for governance and oversight of market risk-taking activities across the Company as well as the establishment of market risk appetite and associated limits. The Corporate Market Risk Group, which is part of the Corporate Risk Group, administers and monitors compliance with the requirements established by the Market Risk Committee. The Corporate Market Risk Group has oversight responsibilities in identifying, measuring and monitoring the Company’s market risk. The group is responsible for developing corporate market risk policy, creating quantitative market risk models, establishing independent risk limits, calculating and analyzing market risk capital, and reporting aggregated and line-of-business market risk information. Limits are regularly reviewed to ensure they remain relevant and within the market risk appetite for the Company. An automated limits-monitoring system enables a daily comprehensive review of multiple limits mandated across businesses. Limits are set with inner boundaries that will be periodically breached to promote an ongoing dialogue of risk exposure within the Company. Each line of business that exposes the Company to market risk has direct responsibility for managing market risk in accordance with defined risk tolerances and approved market risk mandates and hedging strategies. We measure and monitor market risk for both management and regulatory capital purposes.
Model Risk Management The market risk capital models are governed by our Corporate Model Risk Committee policies and procedures, which include model validation. The purpose of model validation includes ensuring models are appropriate for their intended use and that appropriate controls exist to help mitigate the risk of invalid results. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose.
The Corporate Model Risk Group (CMoR) provides oversight of model validation and assessment processes. Corporate oversight responsibilities include evaluating the adequacy of business unit model risk management programs, maintaining company-wide model validation policies and standards, and reporting the results of these activities to management. In addition to the corporate-level review, all internal valuation models are subject to ongoing review by business-unit-level management.

Wells Fargo & Company	97

Risk Management - Asset/Liability Management (continued)

MARKET RISK – EQUITY INVESTMENTS We are directly and indirectly affected by changes in the equity markets. We make and manage direct equity investments in start-up businesses, emerging growth companies, management buy-outs, acquisitions and corporate recapitalizations. We also invest in non-affiliated funds that make similar private equity investments. These private equity investments are made within capital allocations approved by management and the Board. The Board’s policy is to review business developments, key risks and historical returns for the private equity investment portfolio at least annually. Management reviews these investments at least quarterly and assesses them for possible OTTI. For nonmarketable investments, the analysis is based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model and our exit strategy. Nonmarketable investments include private equity investments accounted for under the cost method, equity method and fair value option.
In conjunction with the March 2008 initial public offering (IPO) of Visa, Inc. (Visa), we received approximately 20.7 million shares of Visa Class B common stock, which was apportioned to member banks of Visa at the time of the IPO. To manage our exposure to Visa and realize the value of the appreciated Visa shares, we incrementally sold these shares through a series of sales over the past few years, thereby eliminating this position as of September 30, 2015. As part of these sales, we agreed to compensate the buyer for any additional contributions to a litigation settlement fund for the litigation matters associated with the Class B shares we sold. Our exposure to this retained litigation risk has been reflected on our balance sheet.
As part of our business to support our customers, we trade public equities, listed/OTC equity derivatives and convertible bonds. We have parameters that govern these activities. We also have marketable equity securities in the available-for-sale securities portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO and the Corporate Market Risk Committee. Gains and losses on these securities are recognized in net income when realized and periodically include OTTI charges.
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
Table 50 provides information regarding our nonmarketable and marketable equity investments as of December 31, 2015 and

2014.
Table 50: Nonmarketable and Marketable Equity Investments

	Dec 31,	Dec 31,
(in millions)	2015	2014
Nonmarketable equity investments:
Cost method:
Federal bank stock	$4,814	4,733
Private equity	1,626	2,300
Auction rate securities (1)	595	—
Total cost method	7,035	7,033
Equity method:
LIHTC (2)	8,314	7,278
Private equity	3,300	3,043
Tax-advantaged renewable energy	1,625	1,710
New market tax credit and other	408	379
Total equity method	13,647	12,410
Fair value (3)	3,065	2,512
Total nonmarketable equity investments (4)	$23,747	21,955
Marketable equity securities:
Cost	$1,058	1,906
Net unrealized gains	579	1,770
Total marketable equity securities (5)	$1,637	3,676

(1)
Reflects auction rate perpetual preferred equity securities that were reclassified during 2015 with a cost basis of $689 million (fair value of $640 million) from available-for-sale securities because they do not trade on a qualified exchange.

(2)	Represents low income housing tax credit investments.

(3)
Represents nonmarketable equity investments for which we have elected the fair value option. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for additional information.

(4)	Included in other assets on the balance sheet. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) to Financial Statements in this Report for additional information.

(5)	Included in available-for-sale securities. See Note 5 (Investment Securities) to Financial Statements in this Report for additional information.

98	Wells Fargo & Company

LIQUIDITY AND FUNDING  The objective of effective liquidity management is to ensure that we can meet customer loan requests, customer deposit maturities/withdrawals and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. To achieve this objective, the Board of Directors establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. These guidelines are monitored on a monthly basis by the Corporate ALCO and on a quarterly basis by the Board of Directors. These guidelines are established and monitored for both the consolidated company and for the Parent on a stand-alone basis to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries.

Liquidity Standards On September 3, 2014, the FRB, OCC and FDIC issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) established by the Basel Committee on Banking Supervision (BCBS). The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The final LCR rule began its phase-in period on January 1, 2015, and requires full compliance with a minimum 100% LCR by January 1, 2017. The FRB also finalized rules imposing enhanced liquidity management standards on large bank holding companies (BHC) such as Wells Fargo. In addition, the FRB recently proposed a rule that would require large bank holding companies, such as Wells Fargo, to publicly disclose on a quarterly basis certain quantitative and qualitative information regarding their LCR calculations. We continue to analyze these rules and other regulatory proposals that may affect liquidity risk management to determine the level of operational or compliance impact to Wells Fargo. For additional information see the “Capital Management” and “Regulatory Reform” sections in this Report.

Liquidity Sources We maintain liquidity in the form of cash, cash equivalents and unencumbered high-quality, liquid securities. These assets make up our primary sources of liquidity which are presented in Table 51. Our cash is primarily on deposit with the Federal Reserve. Securities included as part of our primary sources of liquidity are comprised of U.S. Treasury and federal agency debt, and mortgage-backed securities issued by federal agencies within our investment securities portfolio. We believe these securities provide quick sources of liquidity through sales or by pledging to obtain financing, regardless of market conditions. Some of these securities are within the held-to-maturity portion of our investment securities portfolio and as such are not intended for sale but may be pledged to obtain financing. Some of the legal entities within our consolidated group of companies are subject to various regulatory, tax, legal and other restrictions that can limit the transferability of their funds. We believe we maintain adequate liquidity for these entities in consideration of such funds transfer restrictions.

Table 51: Primary Sources of Liquidity

	December 31, 2015			December 31, 2014
(in millions)	Total	Encumbered	Unencumbered	Total	Encumbered	Unencumbered
Interest-earning deposits	$220,409	—	220,409	219,220	—	219,220
Securities of U.S. Treasury and federal agencies (1)	81,417	6,462	74,955	67,352	856	66,496
Mortgage-backed securities of federal agencies (2)	132,967	74,778	58,189	115,730	80,324	35,406
Total	$434,793	81,240	353,553	402,302	81,180	321,122

(1)	Included in encumbered securities at December 31, 2014, were securities with a fair value of $152 million which were purchased in December 2014, but settled in January 2015.

(2)	Included in encumbered securities at December 31, 2014, were securities with a fair value of $5 million which were purchased in December 2014, but settled in January 2015.

In addition to our primary sources of liquidity shown in Table 51, liquidity is also available through the sale or financing of other securities including trading and/or available-for-sale securities, as well as through the sale, securitization or financing of loans, to the extent such securities and loans are not encumbered. In addition, other securities in our held-to-maturity portfolio, to the extent not encumbered, may be pledged to obtain financing.

Deposits have historically provided a sizeable source of relatively low-cost funds. At December 31, 2015, deposits were 133% of total loans compared with 135% at December 31, 2014. Additional funding is provided by long-term debt and short-term borrowings.
Table 52 shows selected information for short-term borrowings, which generally mature in less than 30 days.

Wells Fargo & Company	99

Risk Management - Asset/Liability Management (continued)

Table 52: Short-Term Borrowings

	Quarter ended
(in millions)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Balance, period end
Federal funds purchased and securities sold under agreements to repurchase	$82,948	74,652	71,439	64,400	51,052
Commercial paper	334	393	621	3,552	2,456
Other short-term borrowings	14,246	13,024	10,903	9,745	10,010
Total	$97,528	88,069	82,963	77,697	63,518
Average daily balance for period
Federal funds purchased and securities sold under agreements to repurchase	$88,949	79,445	72,429	58,881	51,509
Commercial paper	414	484	2,433	3,040	3,511
Other short-term borrowings	13,552	10,428	9,637	9,791	9,656
Total	$102,915	90,357	84,499	71,712	64,676
Maximum month-end balance for period
Federal funds purchased and securities sold under agreements to repurchase (1)	$89,800	80,961	71,811	66,943	51,052
Commercial paper (2)	461	510	2,713	3,552	3,740
Other short-term borrowings (3)	14,246	13,024	10,903	10,068	10,010

(1)	Highest month-end balance in each of the last five quarters was in October, August, May and February 2015 and December 2014.

(2)	Highest month-end balance in each of the last five quarters was in November, July, April and March 2015 and November 2014.

(3)	Highest month-end balance in each of the last five quarters was in December, September, June and February 2015 and December 2014.

We access domestic and international capital markets for long-term funding (generally greater than one year) through issuances of registered debt securities, private placements and asset-backed secured funding.

Parent Under SEC rules, our Parent is classified as a “well-known seasoned issuer,” which allows it to file a registration statement that does not have a limit on issuance capacity. In May 2014, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. The Parent is currently authorized by the Board to issue $60 billion in outstanding short-term debt and $170 billion in outstanding long-term debt. At December 31, 2015, the Parent had available $39.4 billion in short-term debt issuance authority and $46.0 billion in long-term debt issuance authority. The Parent’s debt issuance authority granted by the Board includes short-term and long-term debt issued to affiliates. In 2015, the Parent issued $26.4 billion of senior notes, of which $17.0 billion were registered with the SEC. In addition, in 2015, the Parent issued $5.3 billion of subordinated notes, all of which were registered with the SEC.
The Parent’s proceeds from securities issued were used for general corporate purposes, and, unless otherwise specified in the applicable prospectus or prospectus supplement, we expect the proceeds from securities issued in the future will be used for the same purposes. Depending on market conditions, we may purchase our outstanding debt securities from time to time in privately negotiated or open market transactions, by tender offer, or otherwise.
Table 53 provides information regarding the Parent’s medium-term note (MTN) programs, which are covered by the long-term debt issuance authority granted by the Board. The Parent may issue senior and subordinated debt securities under Series N & O, and the European and Australian programmes. Under Series K, the Parent may issue senior debt securities linked to one or more indices or bearing interest at a fixed or floating rate.

Table 53: Medium-Term Note (MTN) Programs

			December 31, 2015
(in billions)	Date established		Debt issuance authority	Available for issuance
MTN program:
Series N & O (1)(2)	May 2014		$—	—
Series K (1)(3)	April 2010		25.0	20.7
European (4)(5)	December 2009		25.0	3.9
European (4)(6)	August 2013		10.0	7.9
Australian (4)(7)	June 2005	AUD	10.0	7.8

(1)	SEC registered.

(2)	The Parent can issue an indeterminate amount of debt securities, subject to the debt issuance authority granted by the Board.

(3)	As amended in April 2012 and March 2015.

(4)	Not registered with the SEC. May not be offered in the United States without applicable exemptions from registration.

(5)
As amended in April 2012, April 2013, April 2014 and March 2015. For securities to be admitted to listing on the Official List of the United Kingdom Financial Conduct Authority and to trade on the Regulated Market of the London Stock Exchange.

(6)
As amended in May 2014 and April 2015, for securities that will not be admitted to listing, trading and/or quotation by any stock exchange or quotation system, or will be admitted to listing, trading and/or quotation by a stock exchange or quotation system that is not considered to be a regulated market.

(7)	As amended in October 2005, March 2010 and September 2013.

Wells Fargo Bank, N.A. Wells Fargo Bank, N.A. is authorized by its board of directors to issue $100 billion in outstanding short-term debt and $125 billion in outstanding long-term debt. At December 31, 2015, Wells Fargo Bank, N.A. had available $99.98 billion in short-term debt issuance authority and $66.3 billion in long-term debt issuance authority. In April 2015, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in outstanding long-term senior or subordinated notes. At December 31, 2015, Wells Fargo Bank, N.A. had remaining issuance capacity under the bank note program of $50.0 billion in short-term senior notes and $50.0 billion in long-term senior or subordinated notes. In January 2016, Wells Fargo Bank, N.A. issued $3.5 billion of unregistered senior notes under the bank note program. In addition, during 2015, Wells Fargo Bank, N.A. executed advances of $10.5 billion with the Federal Home Loan

100	Wells Fargo & Company

Bank of Des Moines, and as of December 31, 2015, Wells Fargo Bank, N.A. had outstanding advances of $37.1 billion across the Federal Home Loan Bank System. In January 2016, Wells Fargo Bank, N.A. executed an additional $12.5 billion in Federal Home Loan Bank advances.

Credit Ratings Investors in the long-term capital markets, as well as other market participants, generally will consider, among other factors, a company’s debt rating in making investment decisions. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, the level and quality of earnings, and rating agency assumptions regarding the probability and extent of federal financial assistance or support for certain large financial institutions. Adverse changes in these factors could result in a reduction of our credit rating; however, our debt securities do not contain credit rating covenants.
On October 5, 2015, Fitch Ratings, Inc. affirmed all the ratings of Wells Fargo and its rated subsidiaries. On December 2, 2015, Standard and Poor’s Ratings Services (S&P) completed their assessment of whether to continue incorporating the likelihood of extraordinary government support into the ratings of eight bank holding companies, including the Parent, in light of regulatory progress toward developing a resolution regime that reduces the likelihood of government support. S&P concluded that it was appropriate to remove from its ratings the uplift created by the likelihood of government support and, as a result, the ratings of all eight bank holding companies, including the Parent, were lowered by one notch. S&P also concluded that nondeferrable subordinated debt issued by a bank should be treated as hybrid capital. As a result, the nondeferrable subordinated debt of Wells Fargo Bank, N.A., and several other banks, was lowered one notch. Both the Parent and Wells Fargo Bank, N.A. remain among the top-rated financial firms in the U.S.
See the “Risk Management – Asset/Liability Management” and “Risk Factors” sections in this Report for additional information regarding our credit ratings as of December 31, 2015, and the potential impact a credit rating downgrade would have on our liquidity and operations, as well as Note 16 (Derivatives) to Financial Statements in this Report for information regarding additional collateral and funding obligations required for certain derivative instruments in the event our credit ratings were to fall below investment grade.
The credit ratings of the Parent and Wells Fargo Bank, N.A. as of December 31, 2015, are presented in Table 54.

Table 54: Credit Ratings as of December 31, 2015

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody's	A2	P-1	Aa1	P-1
S&P	A	A-1	AA-	A-1+
Fitch Ratings, Inc.	AA-	F1+	AA+	F1+
DBRS	AA	R-1*	AA**	R-1**
* middle    **high
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

Wells Fargo & Company	101

Capital Management (continued)

Capital Management

We have an active program for managing capital through a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. We primarily fund our capital needs through the retention of earnings net of dividends as well as the issuance of preferred stock and long and short-term debt. Retained earnings increased $13.8 billion from December 31, 2014, predominantly from Wells Fargo net income of $22.9 billion, less common and preferred stock dividends of $9.1 billion. During 2015, we issued 85.2 million shares of common stock. In January 2015, we issued 2 million Depositary Shares, each representing 1/25th interest in a share of the Company’s newly issued 5.875% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series U, for an aggregate public offering price of $2.0 billion. In September 2015, we issued 40 million Depositary Shares, each representing 1/1,000th interest in a share of the Company’s newly issued Non-Cumulative Perpetual Class A Preferred Stock, Series V, for an aggregate public offering price of $1.0 billion. In addition, in January 2016, we issued 40 million Depositary Shares, each representing a 1/1,000th interest in a share of the Company's newly issued Non-Cumulative Perpetual Class A Preferred Stock, Series W, for an aggregate public offering price of $1.0 billion. During 2015, we repurchased 163.4 million shares of common stock in open market transactions, private transactions and from employee benefit plans, at a cost of $8.9 billion. We also entered into a $500 million forward repurchase contract with an unrelated third party in December 2015 that settled in January 2016 for 9.2 million shares. In addition, we entered into a $750 million forward repurchase contract with an unrelated third party in January 2016 that settled in first quarter 2016 for 15.9 million shares. For additional information about our forward repurchase agreements, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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

RISK-BASED CAPITAL AND RISK-WEIGHTED ASSETS The Company is subject to final and interim final rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. These rules are based on international guidelines for determining regulatory capital issued by the Basel Committee on Banking Supervision (BCBS). The federal banking regulators’ capital rules, among other things, require on a fully phased-in basis:

•	a minimum Common Equity Tier 1 (CET1) ratio of 4.5%;

•	a minimum tier 1 capital ratio of 6.0%;

•	a minimum total capital ratio of 8.0%;

•
a capital conservation buffer of 2.5% to be added to the minimum capital ratios, and a capital surcharge between 1.0-4.5% for global systemically important banks (G-SIBs) that will be calculated annually (based on year-end 2014 data, the FRB estimated that our G-SIB surcharge would be 2.0%) and also added to the minimum capital ratios (for a minimum CET1 ratio of 9.0%, a minimum tier 1 capital ratio of 10.5%, and a minimum total capital ratio of 12.5%);

•
a potential countercyclical buffer of up to 2.5%, which would be imposed by regulators at their discretion if it is determined that a period of excessive credit growth is contributing to an increase in systemic risk;

•	a minimum tier 1 leverage ratio of 4.0%; and

•
a minimum supplementary leverage ratio (SLR) of 5.0% (comprised of a 3.0% minimum requirement and a supplementary leverage buffer of 2.0%) for large and internationally active bank holding companies (BHCs).

We were required to comply with the final Basel III capital rules beginning January 2014, with certain provisions subject to phase-in periods. The Basel III capital rules are scheduled to be fully phased in by the end of 2021. The Basel III capital rules contain two frameworks for calculating capital requirements, a Standardized Approach, which replaced Basel I, and an Advanced Approach applicable to certain institutions.
In March 2015, the FRB and OCC directed the Company and its subsidiary national banks to exit the parallel run phase and begin using the Basel III Advanced Approaches capital framework, in addition to the Standardized Approach, to determine our risk-based capital requirements starting in second quarter 2015. Accordingly, in the assessment of our capital adequacy, we must report the lower of our CET1, tier 1 and total capital ratios calculated under the Standardized Approach and under the Advanced Approach.
Because the Company has been designated as a G-SIB, we will also be subject to the FRB’s rule implementing the additional capital surcharge on G-SIBs. Under the rule, we must annually calculate our surcharge under two methods and use the higher of the two surcharges. The first method (method one) will consider our size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with a methodology developed by the BCBS and the Financial Stability Board (FSB). The second (method two) will use similar inputs, but will replace substitutability with use of short-term wholesale funding and will generally result in higher surcharges than the BCBS methodology. The G-SIB surcharge will be phased in beginning on January 1, 2016 and become fully effective on January 1, 2019. Based on year-end 2014 data, the FRB estimated that the Company’s G-SIB surcharge would be 2.0% of the Company’s RWAs. However, because the G-SIB surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future periods. Assuming a 2.0% G-SIB surcharge, our fully phased-in minimum required CET1 ratio at December 31, 2015 would have been 9.0%. Under the Standardized Approach (fully phased-in), our CET1 ratio of 10.77% exceeded the minimum of 9.0% by 177 basis points at December 31, 2015.
The tables that follow provide information about our risk- based capital and related ratios as calculated under Basel III capital guidelines. For banking industry regulatory reporting purposes, we report our capital in accordance with Transition Requirements but are managing our capital based on a fully phased-in calculation. For information about our capital requirements calculated in accordance with Transition Requirements, see Note 26 (Regulatory and Agency Capital

102	Wells Fargo & Company

Requirements) to Financial Statements in this Report.
Table 55 summarizes our Basel III CET1, tier 1 capital, total capital, risk-weighted assets and capital ratios on a fully phased-in basis at December 31, 2015 and 2014. As of December 31, 2015, our CET1 ratio was lower using RWAs calculated under the Standardized Approach.

Table 55: Capital Components and Ratios Under Basel III (Fully Phased-In) (1)

		December 31, 2015				December 31, 2014
(in billions)		Advanced Approach		Standardized Approach		General Approach
Common Equity Tier 1	(A)	$142.4		142.4		137.1
Tier 1 Capital	(B)	162.8		162.8		154.7
Total Capital	(C)	190.4		200.8		192.9
Risk-Weighted Assets	(D)	1,282.8		1,321.7		1,242.5
Common Equity Tier 1 Capital Ratio	(A)/(D)	11.10%		10.77	*	11.04
Tier 1 Capital Ratio	(B)/(D)	12.69		12.32	*	12.45
Total Capital Ratio	(C)/(D)	14.84	*	15.19		15.53
*Denotes the lowest capital ratio as determined under the Basel III Advanced and Standardized Approaches.

(1)
Fully phased-in regulatory capital amounts, ratios and RWAs are considered non-GAAP financial measures that are used by management, bank regulatory agencies, investors and analysts to assess and monitor the Company’s capital position. See Table 56 for information regarding the calculation and components of CET1, Tier 1 capital, total capital and RWAs, as well as the corresponding reconciliation of our regulatory capital amounts to total equity.

Wells Fargo & Company	103

Capital Management (continued)

Table 56 provides information regarding the calculation and composition of our risk-based capital under the Advanced and Standardized Approaches at December 31, 2015 and under the General Approach at December 31, 2014.

Table 56: Risk-Based Capital Calculation and Components Under Basel III

		December 31, 2015		December 31, 2014
(in billions)		Advanced Approach	Standardized Approach	General Approach
Total equity		$193.9	193.9	185.3
Noncontrolling interests		(0.9)	(0.9)	(0.9)
Total Wells Fargo stockholders' equity		193.0	193.0	184.4
Adjustments:
Preferred stock		(21.0)	(21.0)	(18.0)
Cumulative other comprehensive income		—	—	(2.6)
Goodwill and other intangible assets (1)		(28.7)	(28.7)	(26.3)
Investment in certain subsidiaries and other		(0.9)	(0.9)	(0.4)
Common Equity Tier 1 (Fully Phased-In)		142.4	142.4	137.1
Effect of Transition Requirements		1.8	1.8	—
Common Equity Tier 1 (Transition Requirements)		$144.2	144.2	137.1

Common Equity Tier 1 (Fully Phased-In)		$142.4	142.4	137.1
Preferred stock		21.0	21.0	18.0
Other		(0.6)	(0.6)	(0.4)
Total Tier 1 capital (Fully Phased-In)	(A)	162.8	162.8	154.7
Effect of Transition Requirements		1.8	1.8	—
Total Tier 1 capital (Transition Requirements)		$164.6	164.6	154.7

Total Tier 1 capital (Fully Phased-In)		$162.8	162.8	154.7
Long-term debt and other instruments qualifying as Tier 2		25.8	25.8	25.0
Qualifying allowance for credit losses (2)		2.1	12.5	13.2
Other		(0.3)	(0.3)	—
Total Tier 2 capital (Fully Phased-In)	(B)	27.6	38.0	38.2
Effect of Transition Requirements		3.0	3.0	—
Total Tier 2 capital (Transition Requirements)		$30.6	41.0	38.2

Total qualifying capital (Fully Phased-In)	(A+B)	$190.4	200.8	192.9
Total Effect of Transition Requirements		4.8	4.8	—
Total qualifying capital (Transition Requirements)		$195.2	205.6	192.9

Risk-Weighted Assets (RWAs) (3)(4):
Credit risk		$989.6	1,284.8	1,192.9
Market risk		36.9	36.9	49.6
Operational risk		256.3	N/A	N/A
Total RWAs (Fully Phased-In)		$1,282.8	1,321.7	1,242.5
Credit risk		$970.0	1,266.2	1,192.9
Market risk		36.9	36.9	49.6
Operational risk		256.3	N/A	N/A
Total RWAs (Transition Requirements)		$1,263.2	1,303.1	1,242.5

(1)	Goodwill and other intangible assets are net of any associated deferred tax liabilities.

(2)
Under the Advanced Approach the allowance for credit losses that exceeds expected credit losses is eligible for inclusion in Tier 2 Capital, to the extent the excess allowance does not exceed 0.6% of Advanced credit RWAs, and under the Standardized Approach, the allowance for credit losses is includable in Tier 2 Capital up to 1.25% of Standardized credit RWAs, with any excess allowance for credit losses being deducted from total RWAs.

(3)
RWAs calculated under the Advanced Approach utilize a risk-sensitive methodology, which relies upon the use of internal credit models based upon our experience with internal rating grades. Advanced Approach also includes an operational risk component, which reflects the risk of operating loss resulting from inadequate or failed internal processes or systems.

(4)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWAs. The risk weights and categories were changed by Basel III for the Standardized Approach and will generally result in higher RWAs than result from the General Approach risk weights and categories.

104	Wells Fargo & Company

Table 57 presents the changes in Common Equity Tier 1 under the Advanced Approach for the year ended December 31, 2015.

Table 57: Analysis of Changes in Common Equity Tier 1 Under Basel III

(in billions)
Common Equity Tier 1 (General Approach) at December 31, 2014	$137.1
Effect of changes in rules	(0.4)
Common Equity Tier 1 (Advanced Approach – Fully Phased-In) at December 31, 2014	136.7
Net income	21.5
Common stock dividends	(7.6)
Common stock issued, repurchased, and stock compensation-related items	(5.0)
Goodwill and other intangible assets (net of any associated deferred tax liabilities)	0.3
Other	(3.5)
Change in Common Equity Tier 1	5.7
Common Equity Tier 1 (Advanced Approach – Fully Phased-In) at December 31, 2015	$142.4

Table 58 presents net changes in the components of RWAs under the Advanced and Standardized Approaches for the year ended December 31, 2015.

Table 58: Analysis of Changes in Basel III RWAs

(in billions)	Advanced Approach	Standardized Approach
Basel III RWAs (General Approach) at December 31, 2014	$1,242.5	1,242.5
Effect of changes in rules	68.0	62.9
Basel III RWAs (Fully Phased-In) at December 31, 2014	1,310.5	1,305.4
Net change in credit risk RWAs	(24.4)	29.0
Net change in market risk RWAs	(12.7)	(12.7)
Net change in operational risk RWAs	9.4	N/A
Total change in RWAs	(27.7)	16.3
Basel III RWAs (Fully Phased-In) at December 31, 2015	1,282.8	1,321.7
Effect of Transition Requirements	(19.6)	(18.6)
Basel III RWAs (Transition Requirements) at December 31, 2015	$1,263.2	1,303.1

Wells Fargo & Company	105

Capital Management (continued)

SUPPLEMENTARY LEVERAGE RATIO In April 2014, federal banking regulators finalized a rule that enhances the SLR requirements for BHCs, like Wells Fargo, and their insured depository institutions. The SLR consists of Tier 1 capital under Basel III divided by the Company’s total leverage exposure. Total leverage exposure consists of the total average on-balance sheet assets, plus off-balance sheet exposures, such as undrawn commitments and derivative exposures, less amounts permitted to be deducted from Tier 1 capital. The rule, which becomes effective on January 1, 2018, will require a covered BHC to maintain a SLR of at least 5.0% (comprised of the 3.0% minimum requirement and a supplementary leverage buffer of 2.0%) to avoid restrictions on capital distributions and discretionary bonus payments. The rule will also require that all of our insured depository institutions maintain a SLR of 6.0% under applicable regulatory capital adequacy guidelines. In September 2014, federal banking regulators finalized additional changes to the SLR requirements to implement revisions to the Basel III leverage framework finalized by the BCBS in January 2014. These additional changes, among other things, modify the methodology for including off- balance sheet items, including credit derivatives, repo-style transactions and lines of credit, in the denominator of the SLR, and will become effective on January 1, 2018. At December 31, 2015, our SLR for the Company was 7.7% assuming full phase-in of the Basel III Advanced Approach capital framework. Based on our review, our current leverage levels would exceed the applicable requirements for each of our insured depository institutions as well. The fully phased-in SLR is considered a non-GAAP financial measure that is used by management, bank regulatory agencies, investors and analysts to assess and monitor the Company’s leverage exposure. See Table 59 for information regarding the calculation and components of the SLR.
Table 59: Basel III Fully Phased-In SLR

(in billions)	December 31, 2015
Tier 1 capital	$162.8
Total average assets	1,787.3
Less: deductions from Tier 1 capital	29.6
Total adjusted average assets	1,757.7
Adjustments:
Derivative exposures	63.2
Repo-style transactions	3.3
Other off-balance sheet exposures	292.3
Total adjustments	358.8
Total leverage exposure	$2,116.5
Supplementary leverage ratio	7.7%
OTHER REGULATORY CAPITAL MATTERS In October 2015, the FRB proposed rules to address the amount of equity and unsecured long-term debt a U.S. G-SIB must hold to improve its resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). Under the proposed rules, U.S. G-SIBs would be required to have a minimum TLAC amount (consisting of CET1 capital and additional tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) equal to the greater of (i) 18% of RWAs and (ii) 9.5% of total leverage exposure (the denominator of the SLR calculation). Additionally, U.S. G-SIBs would be required to maintain a TLAC buffer equal to 2.5% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method one plus any applicable countercyclical buffer that would be added to the 18% minimum in order to avoid restrictions on capital distributions and discretionary bonus payments. The proposed rules would also require U.S. G-SIBs to have a minimum amount of eligible unsecured long-term debt equal to the greater of (i) 6.0% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method two and (ii) 4.5% of the total leverage exposure. In addition, the proposed rules would impose certain restrictions on the operations and liabilities of the top-tier or covered BHC in order to further facilitate an orderly resolution, including prohibitions on the issuance of short-term debt to external investors and on entering into derivatives and certain other types of financial contracts with external counterparties. The proposed rules were open for comments until February 1, 2016. If the proposed rules are finalized as proposed, we may be required to issue additional long-term debt. We continue to evaluate the impact this proposal will have on our consolidated financial statements.
In addition, as discussed in the “Risk Management – Asset/Liability Management – Liquidity and Funding – Liquidity Standards” section in this Report, a final rule regarding the U.S. implementation of the Basel III LCR was issued by the FRB, OCC and FDIC in September 2014.

Capital Planning and Stress Testing
Our planned long-term capital structure is designed to meet regulatory and market expectations. We believe that our long-term targeted capital structure enables us to invest in and grow our business, satisfy our customers' financial needs in varying environments, access markets, and maintain flexibility to return capital to our shareholders. Our long-term targeted capital structure also considers capital levels sufficient to exceed Basel III capital requirements including the G-SIB surcharge. Accordingly, based on the final Basel III capital rules under the lower of the Standardized or Advanced Approaches CET1 capital ratios, we currently target a long-term CET1 capital ratio at or in excess of 10%, which assumes a 2% G-SIB surcharge. Our capital targets are subject to change based on various factors, including changes to the regulatory capital framework and expectations for large banks promulgated by bank regulatory agencies, planned capital actions, changes in our risk profile and other factors.
Under the FRB’s capital plan rule, large BHCs are required to submit capital plans annually for review to determine if the FRB has any objections before making any capital distributions. The rule requires updates to capital plans in the event of material changes in a BHC’s risk profile, including as a result of any significant acquisitions. The FRB assesses the overall financial condition, risk profile, and capital adequacy of BHCs while considering both quantitative and qualitative factors when evaluating capital plans.
Our 2015 CCAR, which was submitted on January 2, 2015, included a comprehensive capital plan supported by an assessment of expected sources and uses of capital over a given planning horizon under a range of expected and stress scenarios, similar to the process the FRB used to conduct the CCAR in 2014. As part of the 2015 CCAR, the FRB also generated a supervisory stress test, which assumed a sharp decline in the economy and significant decline in asset pricing using the information provided by the Company to estimate performance. The FRB reviewed the supervisory stress results both as required under the Dodd-Frank Act using a common set of capital actions for all large BHCs and by taking into account the Company’s proposed capital actions. The FRB published its supervisory stress test results as required under the Dodd-Frank Act on March 5, 2015. On March 11, 2015, the FRB notified us that it did not object to our capital plan included in the 2015 CCAR. The

106	Wells Fargo & Company

FRB has moved the start date for future CCAR cycles, including the 2016 CCAR, to the first quarter.
In addition to CCAR, federal banking regulators also require stress tests to evaluate whether an institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions. These stress testing requirements set forth the timing and type of stress test activities large BHCs and banks must undertake as well as rules governing stress testing controls, oversight and disclosure requirements. The rules also limit a large BHC’s ability to make capital distributions to the extent its actual capital issuances were less than amounts indicated in its capital plan. As required under the FRB’s stress testing rule, we completed a mid-cycle stress test based on data and scenarios developed by the Company. We submitted the results of the mid-cycle stress test to the FRB and disclosed a summary of the results in July 2015.

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
In March 2014, the Board authorized the repurchase of 350 million shares of our common stock. At December 31, 2015, we had remaining authority to repurchase approximately 77 million shares, subject to regulatory and legal conditions. In January 2016, the Board authorized the repurchase of an additional 350 million shares of our common stock. For more information about share repurchases during fourth quarter 2015, see Part II, Item 5 in our 2015 Form 10-K.

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
In connection with our participation in the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program (TARP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an original exercise price of $34.01 per share expiring on October 28, 2018. The terms of the warrants require the exercise price to be adjusted under certain circumstances when the Company’s quarterly common stock dividend exceeds $0.34 per share, which began occurring in second quarter 2014. Accordingly, with each quarterly common stock dividend above $0.34 per share, we must calculate whether an adjustment to the exercise price is required by the terms of the warrants, including whether certain minimum thresholds have been met to trigger an adjustment, and notify the holders of any such change. The Board authorized the repurchase by the Company of up to $1 billion of the warrants. At December 31, 2015, there were 34,816,632 warrants outstanding, exercisable at $33.92 per share, and $452 million of unused warrant repurchase authority. Depending on market conditions, we may purchase from time to time additional warrants in privately negotiated or open market transactions, by tender offer or otherwise.

Wells Fargo & Company	107

Regulatory Reform (continued)

Regulatory Reform
Since the enactment of the Dodd-Frank Act in 2010, the U.S. financial services industry has been subject to a significant increase in regulation and regulatory oversight initiatives. This increased regulation and oversight has substantially changed how most U.S. financial services companies conduct business and has increased their regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory reform matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2015 Form 10-K, and the “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

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

•
Enhanced supervision and regulation of systemically important firms. The Dodd-Frank Act grants broad authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. The FRB has also proposed, but not yet finalized, additional enhanced prudential standards that would implement single counterparty credit limits and establish remediation requirements for large BHCs experiencing financial distress. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks. The OCC, under separate authority, has also finalized guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A. The OCC guidelines require covered banks to establish and adhere to a written risk governance framework in order to manage and control their risk-taking activities. The guidelines also formalize roles and responsibilities for risk management practices within covered banks and create certain risk oversight responsibilities for their boards of directors.

•
Regulation of consumer financial products. The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure consumers receive clear and accurate disclosures regarding financial products and to protect them from hidden fees and unfair or abusive practices. With respect to residential mortgage lending, the CFPB issued a number of final rules in 2013 implementing new origination, notification and other requirements that generally became effective in January 2014. In November 2013, the CFPB also finalized rules integrating disclosures required of lenders and settlement agents under the Truth in Lending Act (TILA) and the Real Estate Settlement Procedures Act (RESPA). These rules, which became effective in October 2015, combine existing separate disclosure forms under the TILA and RESPA into new integrated forms and provide additional limitations on the fees and charges that may be increased from the estimates provided by lenders. In October 2015, the CFPB finalized amendments to the rule implementing the Home Mortgage Disclosure Act, resulting in a significant expansion of the data points lenders will be required to collect beginning January 1, 2018 and report to the CFPB beginning January 1, 2019. The CFPB also expanded the transactions covered by the rule and increased the reporting frequency from annual to quarterly for large volume lenders, such as Wells Fargo, beginning January 1, 2020. With respect to other financial products, in November 2014, the CFPB issued a proposed rule to expand consumer protections for prepaid products such as prepaid cards. The proposal would make prepaid cards subject to similar consumer protections as those provided by more traditional debit and credit cards such as fraud protection and expanded access to account information.

In addition to these rulemaking activities, the CFPB is continuing its on-going supervisory examination activities of the financial services industry with respect to a number of consumer businesses and products, including mortgage lending and servicing, fair lending requirements, student lending activities, and auto finance. At this time, the Company cannot predict the full impact of the CFPB’s rulemaking and supervisory authority on our business practices or financial results.

•
Volcker Rule. The Volcker Rule, with limited exceptions, prohibits banking entities from engaging in proprietary trading or owning any interest in or sponsoring or having certain relationships with a hedge fund, a private equity fund or certain structured transactions that are deemed covered funds. On December 10, 2013, federal banking regulators, the SEC and CFTC (collectively, the Volcker supervisory regulators) jointly released a final rule to implement the Volcker Rule’s restrictions. Banking entities were required to comply with many of the Volcker Rule’s restrictions by July 21, 2015. However, the FRB has extended the rule’s compliance date to give banking entities until July 21, 2016, to conform their ownership interests in and sponsorships of covered funds that were in place prior to December 31, 2013, and the FRB has announced that it intends to provide an additional one-year extension to this date in the future. As a banking entity with more than $50 billion in consolidated assets, we are also subject to enhanced compliance program requirements. We expect to have to make divestments in non-conforming funds prior to

108	Wells Fargo & Company

the extended compliance date for covered funds that were in place prior to December 31, 2013, however we do not anticipate a material impact to our financial results as prohibited proprietary trading and covered fund investment activities are not significant to our financial results.

•
Regulation of swaps and other derivatives activities. The Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives and authorized the CFTC and the SEC to regulate swaps and security-based swaps, respectively. The CFTC and SEC jointly adopted new rules and interpretations that established the compliance dates for many of their rules implementing the new regulatory framework, including provisional registration of our national bank subsidiary, Wells Fargo Bank, N.A., as a swap dealer, which occurred at the end of 2012. In addition, the CFTC has adopted final rules that, among other things, require extensive regulatory and public reporting of swaps, require certain swaps to be centrally cleared and traded on exchanges or other multilateral platforms, and require swap dealers to comply with comprehensive internal and external business conduct standards. In October 2015, federal regulators also approved a final rule requiring certain margin and capital requirements for swaps not centrally cleared. All of these new rules, as well as others being considered by regulators in other jurisdictions, may negatively impact customer demand for over-the-counter derivatives and may increase our costs for engaging in swaps and other derivatives activities.

•
Changes to asset-backed securities (ABS) markets. The Dodd-Frank Act requires sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages (QRMs) and FHA/VA loans. In October 2014, federal regulatory agencies issued final rules to implement this credit risk retention requirement, which included an exemption for the GSE’s mortgage-backed securities. The final rules also aligned the definition of QRMs, which are exempt from the risk retention requirements, with the Consumer Financial Protection Bureau’s definition of “qualified mortgage.” In addition, the final rules addressed the measures for complying with the risk retention requirement and continued to provide limited exemptions for qualifying commercial loans, qualifying commercial real estate loans, and qualifying automobile loans that meet certain requirements. The final rules may impact our ability to issue certain asset-backed securities or otherwise participate in various securitization transactions.

•
Enhanced regulation of money market mutual funds. On July 23, 2014, the SEC adopted a rule governing money market mutual funds that, among other things, requires significant structural changes to these funds, including requiring non-governmental institutional money market funds to maintain a variable net asset value and providing for the imposition of liquidity fees and redemption gates for all non-governmental money market funds during periods in which they experience liquidity impairments of a certain magnitude. Money market mutual funds must comply with these requirements by October 14, 2016.

•
Regulation of interchange transaction fees (the Durbin Amendment). On October 1, 2011, the FRB rule enacted to implement the Durbin Amendment to the Dodd-Frank Act that limits debit card interchange transaction fees to those reasonable and proportional to the cost of the transaction became effective. The rule generally established that the maximum allowable interchange fee that an issuer may receive or charge for an electronic debit transaction is the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction. On July 31, 2013, the U.S. District Court for the District of Columbia ruled that the approach used by the FRB in setting the maximum allowable interchange transaction fee impermissibly included costs that were specifically excluded from consideration under the Durbin Amendment. In August 2013, the FRB filed a notice of appeal of the decision to the United States Court of Appeals for the District of Columbia. In March 2014, the Court of Appeals reversed the District Court’s decision, but did direct the FRB to provide further explanation regarding its treatment of the costs of monitoring transactions. The plaintiffs did not file a petition for rehearing with the Court of Appeals but filed a petition for writ of certiorari with the U.S. Supreme Court. In January 2015, the U.S. Supreme Court denied the petition for writ of certiorari.

•
FDIC Deposit Insurance Assessments. Through a Deposit Insurance Fund (DIF), the FDIC insures the deposits of our banks up to prescribed limits for each depositor and funds the DIF through assessments on member insured depository institutions. In October 2015, the FDIC issued a proposed rule that would impose on insured depository institutions with $10 billion or more in assets, such as Wells Fargo, a surcharge of 4.5 cents per $100 of their assessment base, after making certain adjustments. The proposed surcharge would be in addition to the base assessments we pay and could significantly increase the overall amount of our deposit insurance assessments. For more information, see the “Regulation and Supervision – Deposit Insurance Assessments” section in our 2015 Form 10-K.

Regulatory Capital Guidelines and Capital Plans
During 2013, federal banking regulators issued final rules that substantially amended the risk-based capital rules for banking organizations. The rules implement the Basel III regulatory capital reforms in the U.S., comply with changes required by the Dodd-Frank Act, and replace the existing Basel I-based capital requirements. We were required to begin complying with the rules on January 1, 2014, subject to phase-in periods that are scheduled to be fully phased in by January 1, 2022. In 2014, federal banking regulators also finalized rules to impose a supplementary leverage ratio on large BHCs like Wells Fargo and our insured depository institutions and to implement the Basel III liquidity coverage ratio. For more information on the final capital, leverage and liquidity rules, and additional capital requirements under consideration by federal banking regulators, see the “Capital Management” section in this Report.

“Living Will” Requirements and Related Matters
Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically revise resolution plans, so-called “living-wills”, that would facilitate their resolution in the event of material distress or failure. Under the rules, resolution plans are required to provide strategies for resolution under the Bankruptcy Code and other applicable insolvency regimes that can be accomplished in a reasonable period of time and in a manner that mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. On November 25, 2014, the FRB and FDIC announced that our 2014 resolution plan submission provided a basis for a resolution strategy that could facilitate an orderly resolution under

Wells Fargo & Company	109

Regulatory Reform (continued)

bankruptcy; however, they identified specific shortcomings in the 2014 resolution plan that would need to be addressed in the 2015 resolution plan. We submitted our 2015 resolution plan on June 29, 2015, but have not yet received regulatory feedback on the plan. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure. Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare a resolution plan for the FDIC under separate regulatory authority and submitted its third annual resolution plan on June 29, 2015.
We must also prepare and submit to the FRB on an annual basis a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. Recovery options include the possible sale, transfer or disposal of assets, securities, loan portfolios or businesses. In December 2015, the OCC published a notice of proposed rulemaking on guidelines to establish standards for recovery planning by large insured national banks, such as Wells Fargo Bank, N.A. The guidelines would require a bank to develop and maintain a recovery plan that sets forth the bank’s plan to remain a going concern when the bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If either the FRB or the OCC determine that our recovery plan is deficient, they may impose restrictions on our business or ultimately require us to divest assets.
The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and released a notice and request for comment regarding a proposed resolution strategy, known as “single point of entry,” designed to resolve a large financial institution in a manner that holds management responsible for its failure, maintains market stability, and imposes losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers. Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. The FDIC has not issued any final statements on the single point of entry resolution strategy.

Critical Accounting Policies
Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Five of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:

•	the allowance for credit losses;

•	PCI loans;

•	the valuation of residential MSRs;

•	the fair value of financial instruments; and

•	income taxes.

Management and the Board's Audit and Examination committee have reviewed and approved these critical accounting policies.

Allowance for Credit Losses
We maintain an allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments, which is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date, excluding loans carried at fair value. For a description of our related accounting policies, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Changes in the allowance for credit losses and, therefore, in the related provision for credit losses can materially affect net income. In applying the review and judgment required to determine the allowance for credit losses, management considers changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, economic factors or business decisions, such as the addition or liquidation of a loan product or business unit, may affect the loan portfolio, causing management to provide or release amounts from the allowance for credit losses. While our methodology attributes portions of the allowance to specific portfolio segments (commercial and consumer), the entire allowance for credit losses is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments.
Judgment is specifically applied in:

•
Credit risk ratings applied to individual commercial loans and unfunded credit commitments. We estimate the probability of default in accordance with the borrower’s financial strength using a borrower quality rating and the severity of loss in the event of default using a collateral quality rating. Collectively, these ratings are referred to as credit risk ratings and are assigned to our commercial loans. Probability of default and severity at the time of default are statistically derived through historical observations of defaults and losses after default within each credit risk rating. Commercial loan risk ratings are evaluated based on each situation by experienced senior credit officers and are subject to periodic review by an internal team of credit specialists.

•
Economic assumptions applied to pools of consumer loans (statistically modeled). Losses are estimated using economic variables to represent our best estimate of inherent loss. Our forecasted losses are modeled using a range of economic scenarios.

•
Selection of a credit loss estimation model that fits the credit risk characteristics of its portfolio. We use both internally developed and vendor supplied models in this process. We often use expected loss, roll rate, net flow, vintage maturation, behavior score, and time series or

110	Wells Fargo & Company

statistical trend models, most with economic correlations. Management must use judgment in establishing additional input metrics for the modeling processes, considering further stratification into reference data time series, sub-product, origination channel, vintage, loss type, geographic location and other predictive characteristics. The models used to determine the allowance are validated by an internal model validation group operating in accordance with Company policies.

•
Assessment of limitations to credit loss estimation models. We apply our judgment to adjust or supplement our modeled estimates to reflect other risks that may be identified from current conditions and developments in selected portfolios.

•
Identification and measurement of impaired loans, including loans modified in a TDR. Our experienced senior credit officers may consider a loan impaired based on their evaluation of current information and events, including loans modified in a TDR. The measurement of impairment is typically based on an analysis of the present value of expected future cash flows. The development of these expectations requires significant management review and judgment.

•
An amount for imprecision or uncertainty which reflects management’s overall estimate of the effect of quantitative and qualitative factors on inherent credit losses. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

SENSITIVITY TO CHANGES Table 60 demonstrates the impact of the sensitivity of our estimates on our allowance for credit losses.

Table 60: Allowance Sensitivity Summary

December 31, 2015
Estimated
increase/(decrease)
(in billions)	in allowance
Assumption:
Favorable (1)	$(3.5)
Adverse (2)	8.3

(1)	Represents a one risk rating upgrade throughout our commercial portfolio segment and a more optimistic economic outlook for modeled losses on our consumer portfolio segment.

(2)
Represents a one risk rating downgrade throughout our commercial portfolio segment, a more pessimistic economic outlook for modeled losses on our consumer portfolio segment, and incremental deterioration for PCI loans.

The sensitivity analyses provided in the previous table are hypothetical scenarios and are not considered probable. They do not represent management’s view of inherent losses in the portfolio as of the balance sheet date. Because significant judgment is used, it is possible that others performing similar analyses could reach different conclusions. See the “Risk Management – Credit Risk Management – Allowance for Credit Losses” section and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further discussion of our allowance for credit losses.

Purchased Credit-Impaired (PCI) Loans
Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. For a description of our related accounting policies, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
We apply judgment for PCI loans in:

•
identifying loans that meet the PCI criteria at acquisition based on our evaluation of credit quality deterioration using indicators such as past due and nonaccrual status, commercial risk ratings, recent borrower credit scores and recent loan-to-value percentages.

•
determining initial fair value at acquisition, which is based on an estimate of cash flows, both principal and interest, expected to be collected, discounted at the prevailing market rate of interest. We estimate the cash flows expected to be collected at acquisition using our internal credit risk, interest rate risk and prepayment risk models, which incorporate our best estimate of current key assumptions, such as property values, default rates, loss severity and prepayment speeds. Our estimation includes the timing and amount of cash flows expected to be collected.

•
regularly evaluating our estimates of cash flows expected to be collected, subsequent to acquisition. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates, similar to our initial estimate of fair value. We must apply judgment to develop our estimates of cash flows for PCI loans given the impact of changes in value of underlying collateral such as home price and property value changes, changing loss severities, modification activity, and prepayment speeds.

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
See the “Risk Management – Credit Risk Management – Purchased Credit Impaired Loans” section and Note 6 (Loans and Allowance for Credit Losses – Purchased Credit Impaired Loans") to Financial Statements in this Report for further discussion of PCI loans.

Valuation of Residential Mortgage Servicing Rights (MSRs)
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
We carry our MSRs related to residential mortgage loans at fair value. Periodic changes in our residential MSRs and the economic hedges used to hedge our residential MSRs are reflected in earnings.
We use a model to estimate the fair value of our residential MSRs. The model is validated by an internal model validation group operating in accordance with Company policies. The model calculates the present value of estimated

Wells Fargo & Company	111

Critical Accounting Policies (continued)

future net servicing income and incorporates inputs and assumptions that market participants use in estimating fair value. Certain significant inputs and assumptions are not observable in the market and require judgment to determine:

•
The mortgage loan prepayment speed used to estimate future net servicing income. The prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal; this rate also includes estimated borrower defaults. We use models to estimate prepayment speeds and borrower defaults which are influenced by changes in mortgage interest rates and borrower behavior.

•
The discount rate used to present value estimated future net servicing income. The discount rate is the required rate of return investors in the market would expect for an asset with similar risk. To determine the discount rate, we consider the risk premium for uncertainties from servicing operations (e.g., possible changes in future servicing costs, ancillary income and earnings on escrow accounts).

•
The expected cost to service loans used to estimate future net servicing income. The cost to service loans includes estimates for unreimbursed expenses, such as delinquency and foreclosure costs, which considers the number of defaulted loans as well as changes in servicing processes associated with default and foreclosure management.

Both prepayment speed and discount rate assumptions can, and generally will, change quarterly as market conditions and mortgage interest rates change. For example, an increase in either the prepayment speed or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment speeds and the discount rate. These fluctuations can be rapid and may be significant in the future. Additionally, while our current valuation reflects our best estimate of servicing costs, future regulatory changes in servicing standards, as well as changes in individual state foreclosure legislation, may have an impact on our servicing cost assumption and our MSR valuation in future periods.
For a description of our valuation and sensitivity of MSRs, see Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Fair Value of Financial Instruments
Fair value represents the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.
We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. For example, trading assets, securities available for sale, derivatives and substantially all of our residential MHFS are carried at fair value each period. Other financial instruments, such as certain MHFS and substantially all of our loans held for investment, are not carried at fair value each period but may require nonrecurring fair value adjustments due to application of lower-of-cost-or-market accounting or write-downs of individual assets. We also disclose our estimate of fair value for financial instruments not recorded at fair value, such as loans held for investment or issuances of long-term debt.
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
When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. However, in certain cases, when market observable inputs for model-based valuation techniques are not readily available, we are required to make judgments about assumptions market participants would use to estimate fair value. Additionally, we use third party pricing services to obtain fair values, which are used to either record the price of an instrument or to corroborate internally developed prices. For additional information on our use of pricing services, see Note 1 (Summary of Significant Accounting Policies) and Note 17 (Fair Value of Assets and Liabilities) to Financial Statements in this Report.
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
Significant judgment is also required to determine whether certain assets measured at fair value are classified as Level 2 or Level 3. When making this judgment, we consider available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used. For securities in inactive markets, we use a predetermined percentage to evaluate the impact of fair value adjustments derived from weighting both external and internal indications of value to determine if the instrument is classified as Level 2 or Level 3. Otherwise, the classification of Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement in its entirety. If Level 3 inputs are considered significant, the instrument is classified as Level 3.
Table 61 presents the summary of the fair value of financial instruments recorded at fair value on a recurring basis, and the amounts measured using significant Level 3 inputs (before

112	Wells Fargo & Company

derivative netting adjustments). The fair value of the remaining assets and liabilities were measured using valuation methodologies involving market-based or market-derived information (collectively Level 1 and 2 measurements).

Table 61: Fair Value Level 3 Summary

	December 31, 2015		December 31, 2014
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets carried at fair value	$384.2	27.7	378.1	32.3
As a percentage of total assets	21%	2	22	2
Liabilities carried at fair value	$29.6	1.5	34.9	2.3
As a percentage of total liabilities	2%	*	2	*
*    Less than 1%.

(1)	Before derivative netting adjustments.

See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for a complete discussion on our fair value of financial instruments, our related measurement techniques and the impact to our financial statements.

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

Wells Fargo & Company	113

Current Accounting Developments

Table 62 provides accounting pronouncements applicable to us that have been issued by the FASB but are not yet effective.

Table 62: Current Accounting Developments – Issued Standards

Standard	Description	Effective date and financial statement impact
Accounting Standards Update (ASU or Update) 2016-01 – Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities
The Update amends the presentation and accounting for certain financial instruments, including liabilities measured at fair value under the fair value option and equity investments. The guidance also updates fair value presentation and disclosure requirements for financial instruments measured at amortized cost.

The Update is effective for us in first quarter 2018 with prospective application to changes in guidance related to nonmarketable equity investments. The remaining amendments should be applied with a cumulative-effect adjustment to the balance sheet as of the beginning of the adoption period. Early application is only permitted for changes related to liabilities measured at fair value under the fair value option. Early adoption is prohibited for the remaining amendments. We are evaluating the impact of the Update on our consolidated financial statements.

ASU 2015-16 – Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments
The Update eliminates the requirement for companies to retrospectively adjust initial amounts recognized in business combinations when the accounting is incomplete at the acquisition date. Under the new guidance, companies should record adjustments in the same reporting period in which the amounts are determined.
The Update is effective for us in first quarter 2016 with prospective application. The Update will not have a material impact on our consolidated financial statements.
ASU 2015-07 – Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)	The Update eliminates the disclosure requirement to categorize investments within the fair value hierarchy that are measured at fair value using net asset value as a practical expedient.
The guidance is effective for us in first quarter 2016 with retrospective application. The Update will not affect our consolidated financial statements as it impacts only the fair value disclosure requirements for certain investments.

ASU 2015-03 – Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs
The Update changes the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs should be reported as a deduction from debt liabilities rather than as a deferred charge classified as an asset.
The Update is effective for us in first quarter 2016 and will not have a material impact on our consolidated financial statements since it is limited to a reclassification on our balance sheet.
ASU 2015-02 – Consolidation (Topic 810): Amendments to the Consolidation Analysis
The Update primarily amends the criteria companies use to evaluate whether they should consolidate certain variable interest entities that have fee arrangements and the criteria used to determine whether partnerships and similar entities are variable interest entities. The Update also excludes certain money market funds from the consolidation guidance.

These changes are effective for us in first quarter 2016 and will be applied with a cumulative-effect adjustment to opening retained earnings. The Update will not have a material impact on our consolidated financial statements.

ASU 2015-01 – Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items	The Update removes the concept of extraordinary items from GAAP and eliminates the requirement for extraordinary items to be separately presented in the statement of income.	The Update is effective for us in first quarter 2016 with prospective application. The Update will not have a material impact on our consolidated financial statements.
ASU 2014-16 – Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity
The Update clarifies that the nature of host contracts in hybrid financial instruments that are issued in share form should be determined based on the entire instrument, including the embedded derivative.
The Update is effective for us in first quarter 2016 with modified retrospective application. The Update will not have a material impact on our consolidated financial statements.
ASU 2014-13 – Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity
The Update provides a measurement alternative to companies that consolidate collateralized financing entities (CFEs), such as collateralized debt obligation and collateralized loan obligation structures. Under the new guidance, companies can measure both the financial assets and financial liabilities of a CFE using the more observable fair value of the financial assets or of the financial liabilities.
These changes are effective for us in first quarter 2016 and can be applied by a modified retrospective approach. The Update will not have a material impact on our consolidated financial statements.

114	Wells Fargo & Company

Standard	Description	Effective date and financial statement impact
ASU 2014-12 – Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

The Update provides accounting guidance for employee share-based payment awards with specific performance targets. The Update clarifies that performance targets should be treated as performance conditions if the targets affect vesting and could be achieved after the requisite service period.
The Update is effective for us in first quarter 2016 and can be applied prospectively. The Update will not have a material impact on our consolidated financial statements.
ASU 2014-09 – Revenue from Contracts With Customers (Topic 606)
The Update modifies the guidance companies use to recognize revenue from contracts with customers for transfers of goods or services and transfers of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance also requires new qualitative and quantitative disclosures, including information about contract balances and performance obligations.

In August 2015, the FASB issued ASU 2015-14 (Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date), which defers the effective date of ASU 2014-09 to first quarter 2018. The Update can be applied retrospectively to prior periods presented or as a cumulative-effect adjustment in the period of adoption. Early adoption is permitted in first quarter 2017. Our revenue is balanced between net interest income on financial assets and liabilities, which is explicitly excluded from the scope of the new guidance, and noninterest income. We continue to evaluate the impact of the Update to our noninterest income and on our presentation and disclosures. We expect to adopt the Update in first quarter 2018 with a cumulative-effect adjustment to opening retained earnings.

Table 63 provides proposed accounting pronouncements that could materially affect our consolidated financial statements when finalized by the FASB.

Table 63: Current Accounting Developments – Proposed Standards

Proposed Standard	Description	Expected Issuance
Financial Instruments – Credit Losses (Subtopic 825-15)
The proposed Update would change the accounting for credit losses on loans and debt securities. For loans, the proposal would require an expected credit loss model rather than the current incurred loss model to determine the allowance for credit losses. The expected credit loss model would estimate losses for the estimated life of the financial asset. In addition, the proposed guidance would modify the other-than-temporary impairment model for available-for-sale debt securities to require an allowance for credit impairment instead of a direct write-down, which would allow for reversal of credit impairments in future periods.
The FASB expects to issue a final standard in 2016.
Leases (Topic 842)
The proposed Update would require lessees to recognize leases on the balance sheet with lease liabilities and corresponding right-of-use assets based on the present value of lease payments. Additionally, lessors would largely continue current accounting with lease financings and operating lease assets depending on the nature of the leases. The proposed Update would also eliminate leveraged lease accounting, but would allow existing leveraged leases to continue their current accounting until maturity or termination.
The FASB expects to issue a final standard in 2016.

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

Wells Fargo & Company	115

Forward-Looking Statements (continued)

efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses and allowance levels; (iv) the appropriateness of the allowance for credit losses; (v) our expectations regarding net interest income and net interest margin; (vi) loan growth or the reduction or mitigation of risk in our loan portfolios; (vii) future capital levels or targets and our estimated Common Equity Tier 1 ratio under Basel III capital standards; (viii) the performance of our mortgage business and any related exposures; (ix) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (x) future common stock dividends, common share repurchases and other uses of capital; (xi) our targeted range for return on assets and return on equity; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and the overall slowdown in global economic growth;

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

•
negative effects relating to our mortgage servicing and foreclosure practices, as well as changes in industry standards or practices, regulatory or judicial requirements, penalties or fines, increased servicing and other costs or obligations, including loan modification requirements, or delays or moratoriums on foreclosures;

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

•
significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of other-than-temporary impairment on securities held in our investment securities portfolio;

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
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in this Report, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.
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

116	Wells Fargo & Company

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

RISKS RELATED TO THE ECONOMY, FINANCIAL MARKETS, INTEREST RATES AND LIQUIDITY

As one of the largest lenders in the U.S. and a provider of financial products and services to consumers and businesses across the U.S. and internationally, our financial results have been, and will continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business where we currently are the largest mortgage originator in the U.S. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to gradually improve from the depressed levels of 2008 and early 2009, economic growth has been slow and uneven. In addition, the negative effects and continued uncertainty stemming from U.S. fiscal and political matters, including concerns about deficit levels, taxes and U.S. debt ratings, have impacted and may continue to impact the continuing global economic recovery. Moreover, geopolitical matters, including international political unrest or disturbances, as well as continued concerns over energy prices and global economic difficulties, may impact the stability of financial markets and the global economy. A prolonged period of slow growth in the global economy, particularly in the U.S., or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or dampen the global economic recovery, could materially adversely affect our financial results and condition.
The improvement in the U.S. economy as well as higher home prices contributed to our strengthened credit performance and allowed us to release amounts from our allowance for credit losses, however there is no guarantee we will have allowance releases in the future. If unemployment levels worsen or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial and CRE lenders in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Although we have significant capacity to add loans to our balance sheet, weak economic conditions, as well as competition and/or increases in interest rates, could soften demand for our loans resulting in our retaining a much higher amount of lower yielding liquid assets on our balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and noninterest income and our earnings.
A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, mutual fund, securities brokerage, wealth management, and investment banking businesses. In 2015, approximately 26% of our revenue was fee income, which included trust and investment fees, card fees and other fees. We earn fee income from managing assets for others and providing brokerage and other investment advisory and wealth management services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. The U.S. stock market experienced all-time highs in 2015, but also experienced significant volatility and there is no guarantee that high price levels will continue. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading and venture capital businesses. Any deterioration in global financial markets and economies, including as a result of any international political unrest or disturbances, may adversely affect the revenues and earnings of our international operations, particularly our global financial institution and correspondent banking services.
For more information, refer to the “Risk Management – Asset/Liability Management” and “– Credit Risk Management” sections in this Report.

Changes in interest rates and financial market values could reduce our net interest income and earnings, including as a result of recognizing losses or OTTI on the securities that we hold in our portfolio or trade for our customers.  Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin – the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding – and the amount of earning assets we hold. Changes in either our net interest margin or the amount or mix of earning assets we hold could affect our net interest income and our earnings. Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. If our funding costs rise faster than the yield we earn

Wells Fargo & Company	117

Risk Factors (continued)

on our assets or if the yield we earn on our assets falls faster than our funding costs, our net interest margin could contract.
The amount and type of earning assets we hold can affect our yield and net interest margin. We hold earning assets in the form of loans and investment securities, among other assets. As noted above, if the economy worsens we may see lower demand for loans by creditworthy customers, reducing our net interest income and yield. In addition, our net interest income and net interest margin can be negatively affected by a prolonged low interest rate environment, which is currently being experienced as a result of economic conditions and FRB monetary policies, as it may result in us holding lower yielding loans and securities on our balance sheet, particularly if we are unable to replace the maturing higher yielding assets, including the loans in our non-strategic and liquidating loan portfolio, with similar higher yielding assets. Increases in interest rates, however, may negatively affect loan demand and could result in higher credit losses as borrowers may have more difficulty making higher interest payments. As described below, changes in interest rates also affect our mortgage business, including the value of our MSRs.
Changes in the slope of the “yield curve” – or the spread between short-term and long-term interest rates – could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. When the yield curve flattens, or even inverts, our net interest margin could decrease if the cost of our short-term funding increases relative to the yield we can earn on our long-term assets.
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
We hold securities in our investment securities portfolio, including U.S. Treasury and federal agency securities and federal agency MBS, securities of U.S. states and political subdivisions, residential and commercial MBS, corporate debt securities, other asset-backed securities and marketable equity securities, including securities relating to our venture capital activities. We analyze securities held in our investment securities portfolio for OTTI on at least a quarterly basis. The process for determining whether impairment is other than temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving contractual principal and interest payments on the security. Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods. In particular, economic difficulties in the oil and gas industry resulting from prolonged low oil prices may further impact our energy sector investments and require us to recognize OTTI in these investments in future periods. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate our customers in the management of their market price risk, as well as when we take positions based on market expectations or to benefit from differences between financial instruments and markets. The securities held in these activities are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public securities and these securities also are subject to market fluctuations with gains and losses recognized in net income when realized and periodically include OTTI charges. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there can be no assurance that our processes and strategies will be effective in avoiding losses that could have a material adverse effect on our financial results.
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
For more information, refer to the “Risk Management – Asset/Liability Management – Interest Rate Risk”, “– Market Risk – Equity Investments”, and “– Market Risk – Trading Activities” and the “Balance Sheet Analysis – Investment Securities” sections in this Report and Note 5 (Investment Securities) to Financial Statements in this Report.

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

118	Wells Fargo & Company

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
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets, and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. While market conditions have continued to improve since the financial crisis, there can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, concerns over geopolitical issues, commodity and currency prices, as well as global economic conditions, may cause financial market volatility.
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
For information on our credit ratings, see the “Risk Management – Asset/Liability Management – Liquidity and Funding – Credit Ratings” section and for information regarding additional collateral and funding obligations required of certain derivative instruments in the event our credit ratings were to fall below investment grade, see Note 16 (Derivatives) to Financial Statements in this Report.

We rely on dividends from our subsidiaries for liquidity, and federal and state law can limit those dividends.  Wells Fargo & Company, the parent holding company, is a separate and distinct legal entity from its subsidiaries. It receives a significant portion of its funding and

Wells Fargo & Company	119

Risk Factors (continued)

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
For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2015 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 26 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

RISKS RELATED TO FINANCIAL REGULATORY REFORM AND OTHER LEGISLATION AND REGULATIONS

Enacted legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage and mutual fund businesses, are subject to significant and extensive regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where we conduct business. These regulations protect depositors, federal deposit insurance funds, consumers, investors and the banking and financial system as a whole, not necessarily our stockholders. Economic, market and political conditions during the past few years have led to a significant amount of new legislation and regulation in the U.S. and abroad, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue in businesses or impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences. In addition, greater government oversight and scrutiny of financial services companies has increased our operational and compliance costs as we must continue to devote substantial resources to enhancing our procedures and controls and meeting heightened regulatory standards and expectations. Any failure to meet regulatory standards or expectations could result in fees, penalties, or restrictions on our ability to engage in certain business activities.
On July 21, 2010, the Dodd-Frank Act, the most significant financial reform legislation since the 1930s, became law. The Dodd-Frank Act, among other things, (i) established the Financial Stability Oversight Council to monitor systemic risk posed by financial firms and imposes additional and enhanced FRB regulations, including capital and liquidity requirements, on certain large, interconnected bank holding companies such as Wells Fargo and systemically significant nonbanking firms intended to promote financial stability; (ii) creates a liquidation framework for the resolution of covered financial companies, the costs of which would be paid through assessments on surviving covered financial companies; (iii) makes significant changes to the structure of bank and bank holding company regulation and activities in a variety of areas, including prohibiting proprietary trading and private fund investment activities, subject to certain exceptions; (iv) creates a new framework for the regulation of over-the-counter derivatives and new regulations for the securitization market and strengthens the regulatory oversight of securities and capital markets by the SEC; (v) established the Consumer Financial Protection Bureau (CFPB) within the FRB, which has sweeping powers to administer and enforce a new federal regulatory framework of consumer financial regulation; (vi) may limit the existing pre-emption of state laws with respect to the application of such laws to national banks, makes federal pre-emption no longer applicable to operating subsidiaries of national banks, and gives state authorities, under certain circumstances, the ability to enforce state laws and federal consumer regulations against national banks; (vii) provides for increased regulation of residential mortgage activities; (viii) revised the FDIC's assessment base for deposit insurance by changing from an assessment base defined by deposit liabilities to a risk-based system based on total assets; (ix) permitted banks to pay interest on business checking accounts beginning on July 1, 2011; (x) authorized the FRB under the Durbin Amendment to adopt regulations that limit debit card interchange fees received by debit card issuers; and (xi) includes several corporate governance and executive compensation provisions and requirements, including mandating an advisory stockholder vote on executive compensation.
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
Our consumer businesses, including our mortgage, credit card and other consumer lending and non-lending businesses, may be negatively affected by the activities of the CFPB, which has broad rulemaking powers and supervisory authority over consumer financial products and services. Although the full impact of the CFPB on our businesses is uncertain, the CFPB’s activities may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements which could limit or negatively affect the products and services that we currently offer our customers. For example, in 2013 and 2015, the CFPB issued a number of new rules impacting residential mortgage lending practices. As a result of greater regulatory scrutiny of our consumer businesses, we have become subject to more and expanded regulatory examinations and/or investigations, which also could result in increased costs and harm to our reputation in the event of a failure to comply with the increased regulatory requirements.
The Dodd-Frank Act’s proposed prohibitions or limitations on proprietary trading and private fund investment activities, known as the “Volcker Rule,” also may reduce our revenue and

120	Wells Fargo & Company

earnings, although proprietary trading has not been significant to our financial results. Final rules to implement the requirements of the Volcker Rule were issued in December 2013. Pursuant to an order of the FRB, banking entities were required to comply with many of the Volcker Rule’s restrictions by July 21, 2015. However, the FRB has extended the rule’s compliance date to give banking entities until July 21, 2016 to conform their ownership interests in and sponsorships of covered funds that were in place prior to December 31, 2013, and the FRB has announced that it intends to provide an additional one-year extension to this date in the future. Wells Fargo is also subject to enhanced compliance program requirements.
In addition, the Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives and authorized the CFTC and SEC to regulate swaps and security-based swaps, respectively. The CFTC and SEC have adopted various rules to implement this framework, including rules requiring extensive regulatory and public reporting of swaps, certain swaps to be centrally cleared and traded on exchanges or other multilateral platforms, and swap dealers to comply with comprehensive internal and external business conduct standards. Federal regulators also approved rules requiring certain margin and capital requirements for swaps not centrally cleared. All of these rules, as well as others being considered by regulators in other jurisdictions, may negatively impact customer demand for over-the-counter derivatives and may increase our costs for engaging in swaps and other derivatives activities.
The Dodd-Frank Act also imposes changes on the ABS markets by requiring sponsors of ABS to hold at least a 5% ownership stake in the ABS. Exemptions from the requirement include qualified residential mortgages and FHA/VA loans. Federal regulatory agencies have finalized rules to implement this credit risk retention requirement, which have only included limited exemptions. The final rules may impact our ability to issue certain ABS or otherwise participate in various securitization transactions.
In order to address the perceived risks that money market mutual funds may pose to the financial stability of the United States, the SEC adopted rules in July 2014 that, among other things, require significant structural changes to these funds, including requiring non-governmental institutional money market funds to maintain a variable net asset value and providing for the imposition of liquidity fees and redemption gates for all non-governmental money market funds during periods in which they experience liquidity impairments of a certain magnitude. Money market mutual funds must comply with these requirements by October 14, 2016. Certain of our money market mutual funds may see a decline in assets under management in response to implementation of these structural changes.
Through a Deposit Insurance Fund (DIF), the FDIC insures the deposits of our banks up to prescribed limits for each depositor and funds the DIF through assessments on member insured depository institutions. In October 2015, the FDIC issued a proposed rule that would impose on insured depository institutions with $10 billion or more in assets, such as Wells Fargo, a surcharge of 4.5 cents per $100 of their assessment base, after making certain adjustments. The proposed surcharge would be in addition to the base assessments we pay and could significantly increase the overall amount of our deposit insurance assessments.
Federal banking regulators also continue to implement the provisions of the Dodd-Frank Act addressing the risks to the financial system posed by the failure of a systemically important financial institution. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo has prepared and filed a resolution plan, a so-called “living will,” that is designed to facilitate our resolution in the event of material distress or failure. There can be no assurance that the FRB or FDIC will respond favorably to the Company’s resolution plans. If the FRB and FDIC determine that our resolution plan is deficient, the Dodd-Frank Act authorizes the FRB and FDIC to impose more stringent capital, leverage or liquidity requirements on us or restrict our growth or activities until we submit a plan remedying the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy the deficiencies, they could order us to divest assets or operations in order to facilitate our orderly resolution in the event of our material distress or failure. Our national bank subsidiary, Wells Fargo Bank, N.A., is also required to prepare and submit a resolution plan to the FDIC under separate regulatory authority.
We must also prepare and submit to the FRB on an annual basis a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. In December 2015, the OCC published a notice of proposed rulemaking on guidelines to establish standards for recovery planning by large insured national banks, such as Wells Fargo Bank, N.A. The guidelines would require a bank to develop and maintain a recovery plan that sets forth the bank’s plan to remain a going concern when the bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If either the FRB or the OCC determine that our recovery plan is deficient, they may impose restrictions on our business or ultimately require us to divest assets.
The Dodd-Frank Act also establishes an orderly liquidation process which allows for the appointment of the FDIC as a receiver of a systemically important financial institution that is in default or in danger of default. The FDIC has issued rules to implement its orderly liquidation authority and released a notice and request for comment regarding a proposed resolution strategy, known as “single point of entry,” designed to resolve a large financial institution in a manner that holds management responsible for its failure, maintains market stability, and imposes losses on shareholders and creditors in accordance with statutory priorities, without imposing a cost on U.S. taxpayers. Implementation of the strategy would require that institutions maintain a sufficient amount of available equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. The FDIC has not issued any final statements on the single point of entry resolution strategy.
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

Wells Fargo & Company	121

Risk Factors (continued)

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
For more information, refer to the “Regulatory Reform” section in this Report and the “Regulation and Supervision” section in our 2015 Form 10-K.

Bank regulations, including Basel capital and liquidity standards and FRB guidelines and rules, may require higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business, or provide loans or other products and services to our customers.  The Company and each of our insured depository institutions are subject to various regulatory capital adequacy requirements administered by federal banking regulators. In particular, the Company is subject to final and interim final rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. These rules are based on international guidelines for determining regulatory capital issued by the Basel Committee on Banking Supervision (BCBS) and are designed to address weaknesses identified in the banking sector as contributing to the financial crisis of 2008, including excessive leverage, inadequate and low quality capital and insufficient liquidity buffers. The federal banking regulators’ capital rules, among other things, require on a fully phased-in basis:

•	a minimum Common Equity Tier 1 (CET1) ratio of 4.5%;

•	a minimum tier 1 capital ratio of 6.0%;

•	a minimum total capital ratio of 8.0%;

•
a capital conservation buffer of 2.5% to be added to the minimum capital ratios, and a capital surcharge between 1.0-4.5% for global systemically important banks (G-SIBs) that will be calculated annually (based on year-end 2014 data, the FRB estimated that our G-SIB surcharge would be 2.0%) and also added to the minimum capital ratios (for a minimum CET1 ratio of 9.0%, a minimum tier 1 capital ratio of 10.5%, and a minimum total capital ratio of 12.5%);

•
a potential countercyclical buffer of up to 2.5%, which would be imposed by regulators at their discretion if it is determined that a period of excessive credit growth is contributing to an increase in systemic risk;

•	a minimum tier 1 leverage ratio of 4.0%; and

•
a minimum supplementary leverage ratio (SLR) of 5.0% (comprised of a 3.0% minimum requirement and a supplementary leverage buffer of 2.0%) for large and internationally active bank holding companies (BHCs).

We were required to comply with the final Basel III capital rules beginning January 2014, with certain provisions subject to phase-in periods. The Basel III capital rules are scheduled to be fully phased in by the end of 2021.
Because the Company has been designated as a G-SIB, we will also be subject to the FRB’s rule implementing the additional capital surcharge on G-SIBs. Under the rule, we must annually calculate our surcharge under two prescribed methods and use the higher of the two surcharges. The G-SIB surcharge will be phased in beginning on January 1, 2016 and become fully effective on January 1, 2019. Based on year-end 2014 data, the FRB estimated that the Company’s G-SIB surcharge would be 2.0% of the Company’s RWAs. However, because the G-SIB surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future periods.
In April 2014, federal banking regulators finalized a rule that enhances the SLR requirements for BHCs, like Wells Fargo, and their insured depository institutions. The SLR consists of tier 1 capital under Basel III divided by the Company’s total leverage exposure. Total leverage exposure consists of the total average on-balance sheet assets, plus off-balance sheet exposures, such as undrawn commitments and derivative exposures, less amounts permitted to be deducted from tier 1 capital. The rule, which becomes effective on January 1, 2018, will require a covered BHC to maintain a SLR of at least 5.0% (comprised of the 3.0% minimum requirement and a supplementary leverage buffer of 2.0%) to avoid restrictions on capital distributions and discretionary bonus payments. The rule will also require that all of our insured depository institutions maintain a SLR of 6.0% under applicable regulatory capital adequacy guidelines.
In October 2015, the FRB proposed rules to address the amount of equity and unsecured long-term debt a U.S. G-SIB must hold to improve its resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). Under the proposed rules, U.S. G-SIBs would be required to have a minimum TLAC amount (consisting of CET1 capital and additional tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) equal to the greater of (i) 18% of RWAs and (ii) 9.5% of total leverage exposure (the denominator of the SLR calculation). Additionally, U.S. G-SIBs would be required to maintain a TLAC buffer equal to 2.5% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method one of the G-SIB calculation plus any applicable countercyclical buffer that would be added to the 18% minimum in order to avoid restrictions on capital distributions and discretionary bonus payments. The proposed rules would also require U.S. G-SIBs to have a minimum amount of eligible unsecured long-term debt equal to the greater of (i) 6.0% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method two of the G-SIB calculation and (ii) 4.5% of the total leverage exposure. In addition, the proposed rules would impose certain restrictions on the operations and liabilities of the top-tier or covered BHC in order to further facilitate an orderly resolution, including prohibitions on the issuance of short-term debt to external investors and on entering into derivatives and certain other types of financial contracts with external counterparties. If the proposed rules are finalized as proposed, we may be required to issue additional long-term debt. We continue to evaluate the impact this proposal will have on our consolidated financial statements.
In September 2014, federal banking regulators issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) established by the BCBS. The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The final LCR rule began its phase-in period on January 1, 2015, and requires full compliance with a minimum 100% LCR by January 1, 2017. The FRB also finalized rules imposing enhanced liquidity management standards on large BHCs such as Wells Fargo.

122	Wells Fargo & Company

The ultimate impact of all of these finalized and proposed or contemplated rules on our capital and liquidity requirements will depend on final rulemaking and regulatory interpretation of the rules as we, along with our regulatory authorities, apply the final rules during the implementation process.
As part of its obligation to impose enhanced capital and risk-management standards on large financial firms pursuant to the Dodd-Frank Act, the FRB issued a final capital plan rule that requires large BHCs, including the Company, to submit annual capital plans for review and to obtain regulatory approval before making capital distributions. There can be no assurance that the FRB would respond favorably to the Company’s future capital plans. The FRB has also finalized a number of regulations implementing enhanced prudential requirements for large BHCs like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. The FRB has also proposed, but not yet finalized, remediation requirements for large BHCs experiencing financial distress that would restrict capital distributions upon the occurrence of capital, stress test, or risk and liquidity management triggers. The OCC, under separate authority, has also established heightened governance and risk management standards for large national banks, such as Wells Fargo Bank, N.A.
The Basel standards and federal regulatory capital and liquidity requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases, and may require us to increase our capital and/or liquidity. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity could require us to liquidate assets or otherwise change our business, product offerings and/or investment plans, which may negatively affect our financial results. Although not currently anticipated, proposed capital requirements and/or our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute the ownership of existing stockholders. In addition, federal banking regulations may increase our compliance costs as well as limit our ability to invest in our business or provide loans or other products and services to our customers. For more information, refer to the “Capital Management” and “Regulatory Reform” sections in this Report and the “Regulation and Supervision” section of our 2015 Form 10-K.

FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict. The FRB recently increased the target range for the federal funds rate by 25 basis points. The FRB has stated that in determining the timing and size of any future adjustments to the target range for the federal funds rate, the FRB will assess realized and expected economic conditions relative to its objectives of maximum employment and two percent inflation. The FRB has indicated that any future increases in interest rates likely would be gradual and data dependent. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin as it may result in us holding lower yielding loans and investment securities on our balance sheet.

RISKS RELATED TO CREDIT AND OUR MORTGAGE BUSINESS

As one of the largest lenders in the U.S., increased credit risk, including as a result of a deterioration in economic conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition.  When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. As noted above, if the current economic environment were to deteriorate, more of our customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home prices and higher unemployment, significant loan growth, or other factors. For example, if oil prices remain low for a prolonged period of time, we may have to increase the allowance, particularly to cover potential losses on loans to customers in the energy sector. Additionally, the regulatory environment or external factors, such as natural disasters, also can influence recognition of credit losses in our loan portfolios and impact our allowance for credit losses.
Reflecting the continued improved credit performance in our loan portfolios, our provision for credit losses was $450 million and $1.6 billion less than net charge-offs in 2015 and 2014, respectively, which had a positive effect on our earnings. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2015, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions or if we experience significant loan growth, we may be required to build reserves in future periods, which would reduce our earnings.
For more information, refer to the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.

We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral.  Our credit risk and credit losses can

Wells Fargo & Company	123

Risk Factors (continued)

increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who individually or as a group may be uniquely or disproportionately affected by economic or market conditions. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our residential real estate loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. In addition, deterioration in macro-economic conditions generally across the country could result in materially higher credit losses, including for our residential real estate loan portfolio. We may experience higher delinquencies and higher loss rates as our consumer real estate secured lines of credit reach their contractual end of draw period and begin to amortize. Additionally, we may experience higher delinquencies and higher loss rates as borrowers in our consumer Pick-a-Pay portfolio reach their recast trigger, particularly if interest rates increase significantly which may cause more borrowers to experience a payment increase of more than 7.5% upon recast.
We are currently one of the largest CRE lenders in the U.S. A deterioration in economic conditions that negatively affects the business performance of our CRE borrowers, including increases in interest rates and/or declines in commercial property values, could result in materially higher credit losses and have a material adverse effect on our financial results and condition.
Challenging foreign economic conditions, such as those occurring in China and parts of Europe, have increased our foreign credit risk. Although our foreign loan exposure represented only approximately 6% of our total consolidated outstanding loans and 3% of our total assets at December 31, 2015, continued economic difficulties in these or other foreign jurisdictions could indirectly have a material adverse effect on our credit performance and results of operations and financial condition to the extent they negatively affect the U.S. economy and/or our borrowers who have foreign operations.
Additionally, economic conditions in the oil and gas industry have increased our credit risk. Although our oil and gas portfolio represented less than 2% of our total outstanding loans at December 31, 2015, prolonged economic difficulties in this sector could have an adverse effect on our credit performance to the extent they negatively affect our customers who are dependent on the oil and gas industry. In particular, if oil prices remain low for a prolonged period of time, there could be additional performance deterioration in our oil and gas portfolio resulting in higher criticized assets, nonperforming loans, allowance levels and ultimately credit losses. Deteriorated performance can take the form of increased downgrades, borrower defaults, potentially higher commitment drawdowns prior to default, and downgraded borrowers being unable to fully access the capital markets. Furthermore, our loan exposure in communities where the employment base has a concentration in the oil and gas sector may experience some credit challenges.
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

Our mortgage banking revenue can be volatile from quarter to quarter, including as a result of changes in interest rates and the value of our MSRs and MHFS, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We were the largest mortgage originator and residential mortgage servicer in the U.S. as of December 31, 2015, and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we keep the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs. We also measure at fair value MHFS for which an active secondary market and readily available market prices exist. In addition, we measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall.
When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs can increase through increases in fair value. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting

124	Wells Fargo & Company

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
We rely on GSEs to purchase mortgage loans that meet their conforming loan requirements and on the Federal Housing Authority (FHA) to insure loans that meet their policy requirements. These loans are then securitized into either GSE or GNMA securities that are sold to investors. In order to meet customer needs, we also originate loans that do not conform to either GSE or FHA standards, which are referred to as “nonconforming” loans. We generally retain these nonconforming loans on our balance sheet. When we retain a loan on our balance sheet not only do we forgo fee revenue and keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. If we were unable or unwilling to continue retaining nonconforming loans on our balance sheet, whether due to regulatory, business or other reasons, our ability to originate new mortgage loans may be reduced, thereby reducing the fees we earn from originating and servicing loans. Similarly, if the GSEs or the FHA were to limit or reduce their purchases or insuring of loans, our ability to fund, and thus originate new mortgage loans, could also be reduced. We cannot assure that the GSEs or the FHA will not materially limit their purchases or insuring of conforming loans or change their criteria for what constitutes a conforming loan (e.g., maximum loan amount or borrower eligibility). Each of the GSEs is currently in conservatorship, with its primary regulator, the Federal Housing Finance Agency acting as conservator. We cannot predict if, when or how the conservatorship will end, or any associated changes to the GSEs business structure and operations that could result. As noted above, there are various proposals to reform the housing finance market in the U.S., including the role of the GSEs in the housing finance market. The impact of any such regulatory reform regarding the housing finance market and the GSEs, including whether the GSEs will continue to exist in their current form, as well as any effect on the Company’s business and financial results, are uncertain.
For more information, refer to the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies” sections in this Report.

We may be required to repurchase mortgage loans or reimburse investors and others as a result of breaches in contractual representations and warranties, and we may incur other losses as a result of real or alleged violations of statutes or regulations applicable to the origination of our residential mortgage loans.  The origination of residential mortgage loans is governed by a variety of federal and state laws and regulations, including the Truth in Lending Act of 1968 and various anti-fraud and consumer protection statutes, which are complex and frequently changing. We often sell residential mortgage loans that we originate to various parties, including GSEs, SPEs that issue private label MBS, and other financial institutions that purchase mortgage loans for investment or private label securitization. We may also pool FHA-insured and VA-guaranteed mortgage loans which back securities guaranteed by GNMA. The agreements under which we sell mortgage loans and the insurance or guaranty agreements with the FHA and VA contain various representations and warranties regarding the origination and characteristics of the mortgage loans, including ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and compliance with applicable origination laws. We may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach. Contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. Similarly, the agreements under which we sell mortgage loans require us to deliver various documents to the securitization trust or investor, and we may be obligated to repurchase any mortgage loan as to which the required documents are not delivered or are defective. We may negotiate global settlements in order to resolve a pipeline of demands in lieu of repurchasing the loans. We establish a mortgage repurchase liability related to the various representations and warranties that reflect management’s estimate of losses for loans which we have a repurchase obligation. Our mortgage repurchase liability represents management’s best estimate of the probable loss that we may expect to incur for the representations and warranties in the contractual provisions of our sales of mortgage loans. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. As a result of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. If economic conditions or the housing market worsen or future investor repurchase demand and our success at appealing repurchase requests differ from past experience, we could have increased repurchase obligations and increased loss severity on repurchases, requiring significant additions to the repurchase liability.
Additionally, for residential mortgage loans that we originate, borrowers may allege that the origination of the loans did not comply with applicable laws or regulations in one or more respects and assert such violation as an affirmative defense

Wells Fargo & Company	125

Risk Factors (continued)

to payment or to the exercise by us of our remedies, including foreclosure proceedings, or in an action seeking statutory and other damages in connection with such violation. If we are not successful in demonstrating that the loans in dispute were originated in accordance with applicable statutes and regulations, we could become subject to monetary damages and other civil penalties, including the loss of certain contractual payments or the inability to exercise certain remedies under the loans.
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
We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation, negatively affect our residential mortgage origination or servicing business, or result in material fines, penalties, equitable remedies, or other enforcement actions.
In particular, on February 28, 2013, we entered into amendments to an April 2011 Consent Order with both the OCC and the FRB, which effectively ceased the Independent Foreclosure Review program created by such Consent Order and replaced it with an accelerated remediation commitment to provide foreclosure prevention actions on $1.2 billion of residential mortgage loans, subject to a process to be administered by the OCC and the FRB. During 2014, we reported sufficient foreclosure prevention actions to satisfy the $1.2 billion financial commitment.
In June 2015, we entered into an additional amendment to the April 2011 Consent Order with the OCC to address 15 of the 98 actionable items contained in the April 2011 Consent Order that were still considered open. This amendment requires that we remediate certain activities associated with our mortgage loan servicing practices and allows for the OCC to take additional supervisory action, including possible civil money penalties, if we do not comply with the terms of this amended Consent Order. In addition, this amendment prohibits us from acquiring new mortgage servicing rights or entering into new mortgage servicing contracts, other than mortgage servicing associated with originating mortgage loans or purchasing loans from correspondent clients in our normal course of business. Additionally, this amendment prohibits any new off-shoring of new mortgage servicing activities and requires OCC approval to outsource or sub-service any new mortgage servicing activities.
As noted above, any increase in our servicing costs from changes in our foreclosure and other servicing practices, including resulting from consent orders, could negatively affect the fair value of our MSRs.
For more information, refer to the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” and “– Risks Relating to Servicing Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” sections and Note 14 (Guarantees, Pledged Assets and Collateral) and Note 15 (Legal Actions) to Financial Statements in this Report.

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

126	Wells Fargo & Company

respect to an insured loan, we might incur higher credit losses if replacement coverage is not obtained. For example, in October 2011, PMI Mortgage Insurance Co. (PMI) was seized by its regulator. Although only a limited amount of loans and securities held in our portfolios had PMI insurance support, we cannot be certain that any future financial difficulties or credit downgrades involving one of our mortgage insurance company providers will not materially adversely affect our mortgage business and/or financial results. We also have investments in municipal bonds that are guaranteed against loss by bond insurers. The value of these bonds and the payment of principal and interest on them may be negatively affected by financial difficulties or credit downgrades experienced by the bond insurers.
For more information, refer to the “Balance Sheet Analysis – Investment Securities” and “Risk Management – Credit Risk Management– Liability for Mortgage Loan Repurchase Losses” sections in this Report.

OPERATIONAL AND LEGAL RISK

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.  As a large financial institution that serves over 70 million customers through 8,700 locations, 13,000 ATMs, the Internet, mobile banking and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout the U.S. and internationally, and as customer, public, legislative and regulatory expectations regarding operational and information security have increased, our operational systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of public internet domain; climate change related impacts and natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers.
Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablet PC’s, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or otherwise disrupt Wells Fargo’s or its customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers.
Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.
To date we have not experienced any material losses relating to cyber attacks or other information security breaches, but there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our Internet banking and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our expanded geographic footprint and international presence, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and other financial institutions continue to be the target of various evolving and adaptive cyber attacks, including malware and denial-of-service, as part of an effort to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, or obtain confidential, proprietary or other information. As a result, cybersecurity and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. We are also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity threats. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.
Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, financial losses, the inability of our customers to transact business with us, violations

Wells Fargo & Company	127

Risk Factors (continued)

of applicable privacy and other laws, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Our framework for managing risks may not be fully effective in mitigating risk and loss to us.  Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated or identified. In certain instances, we rely on models to measure, monitor and predict risks, such as market and interest rate risks, however there is no assurance that these models will appropriately capture all relevant risks or accurately predict future events or exposures. In addition, we rely on data to aggregate and assess our various risk exposures and any issues with the quality or effectiveness of our data aggregation and validation procedures could result in ineffective risk management practices or inaccurate risk reporting. The recent financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain focused on ensuring that financial institutions build and maintain robust risk management policies. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

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
Under the Iran Threat Reduction and Syria Human Rights Act of 2012, we are required to make certain disclosures and file a separate report with the SEC if we or our worldwide affiliates knowingly engage in certain activities involving Iran. The scope of the reporting requirement is broad and covers any domestic or foreign entity or person that may be deemed to be an affiliate of ours. The potential government sanctions and reputational harm for engaging in a reportable activity may be significant. Any violation of these or other applicable laws or regulatory requirements, even if inadvertent or unintentional, could result in fees, penalties, restrictions on our ability to engage in certain business activities, reputational harm and other negative consequences.

Negative publicity, including as a result of protests, could damage our reputation and business.  Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business and has increased substantially because of the financial crisis and our size and profile in the financial services industry. The reputation of the financial services industry in general has been damaged as a result of the financial crisis and other matters affecting the financial services industry, and negative public opinion about the financial services industry generally or Wells Fargo specifically could adversely affect our ability to keep and attract customers. Negative public opinion could result from our actual or alleged conduct in any number of activities, including mortgage lending practices, servicing and foreclosure activities, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community or other organizations in response to that conduct. In addition, because we conduct most of our businesses under the “Wells Fargo” brand, negative public opinion about one business also could affect our other businesses. The proliferation of social media websites utilized by Wells Fargo and other third parties, as well as the personal use of social media by our team members and others, including personal blogs and social network profiles, also may increase the risk that negative, inappropriate or unauthorized information may be posted or released publicly that could harm our reputation or have other negative consequences, including as a result of our team members interacting with our customers in an unauthorized manner in various social media outlets.
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
For more information, refer to Note 15 (Legal Actions) to Financial Statements in this Report.

128	Wells Fargo & Company

RISKS RELATED TO OUR INDUSTRY’S COMPETITIVE OPERATING ENVIRONMENT

We face significant and increasing competition in the rapidly evolving financial services industry.  We compete with other financial institutions in a highly competitive industry that is undergoing significant changes as a result of financial regulatory reform and increased public scrutiny stemming from the financial crisis and continued challenging economic conditions. Our success depends on our ability to develop and maintain deep and enduring relationships with our customers based on the quality of our customer service, the wide variety of products and services that we can offer our customers and the ability of those products and services to satisfy our customers’ needs, the pricing of our products and services, the extensive distribution channels available for our customers, our innovation, and our reputation. Continued or increased competition in any one or all of these areas may negatively affect our customer relationships, market share and results of operations and/or cause us to increase our capital investment in our businesses in order to remain competitive. In addition, our ability to reposition or reprice our products and services from time to time may be limited and could be influenced significantly by the current economic, regulatory and political environment for large financial institutions as well as by the actions of our competitors. Furthermore, any changes in the types of products and services that we offer our customers and/or the pricing for those products and services could result in a loss of customer relationships and market share and could materially adversely affect our results of operations.
Continued technological advances and the growth of e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions and other companies to provide electronic and internet-based financial solutions, including electronic payment solutions. We may not respond effectively to these and other competitive threats from existing and new competitors and may be forced to sell products at lower prices, increase our investment in our business to modify or adapt our existing products and services, and/or develop new products and services to respond to our customers’ needs. To the extent we are not successful in developing and introducing new products and services or responding or adapting to the competitive landscape or to changes in customer preferences, we may lose customer relationships and our revenue growth and results of operations may be materially adversely affected.

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
From time to time the FASB and the SEC change the financial accounting and reporting standards that govern the preparation of our external financial statements. For example, in Proposed Accounting Standards Update, Financial Instruments-Credit Losses (Subtopic 825-15), FASB has proposed replacing the current “incurred loss” model for the allowance for credit losses with an “expected loss” model referred to as the Current Expected Credit Loss model, or CECL. If adopted, CECL could materially affect how we determine our allowance and report our financial results and condition.
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

Wells Fargo & Company	129

Risk Factors (continued)

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

RISKS RELATED TO ACQUISITIONS

Acquisitions could reduce our stock price upon announcement and reduce our earnings if we overpay or have difficulty integrating them.  We regularly explore opportunities to acquire companies or businesses in the financial services industry. We cannot predict the frequency, size or timing of our acquisitions, and we typically do not comment publicly on a possible acquisition until we have signed a definitive agreement. When we do announce an acquisition, our stock price may fall depending on the size of the acquisition, the type of business to be acquired, the purchase price, and the potential dilution to existing stockholders or our earnings per share if we issue common stock in connection with the acquisition.
We generally must receive federal regulatory approvals before we can acquire a bank, bank holding company or certain other financial services businesses depending on the size of the financial services business to be acquired. In deciding whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition and the risk to the stability of the U.S. banking or financial system, our financial condition and future prospects including current and projected capital ratios and levels, the competence, experience, and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act, and our effectiveness in combating money laundering. As a result of the Dodd-Frank Act and concerns regarding the large size of financial institutions such as Wells Fargo, the regulatory process for approving acquisitions has become more complex and regulatory approvals may be more difficult to obtain. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units or assets or issue additional equity as a condition to receiving regulatory approval for an acquisition. In addition, federal law prohibits regulatory approval of any transaction that would create an institution holding more than 10% of total U.S. insured deposits, or of any transaction (whether or not subject to prior approval) that would create a financial company with more than 10% of the liabilities of all financial companies in the U.S. As of September 30, 2015, we believe we already held more than 10% of total U.S. deposits. As a result, our size may limit our bank acquisition opportunities in the future.
Difficulty in integrating an acquired company or business may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition, loss of key team members, disruption of our business or the acquired business, or otherwise harm our ability to retain customers and team members or achieve the anticipated benefits of the acquisition. Time and resources spent on integration may also impair our ability to grow our existing businesses. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected. Many of the foregoing risks may be increased if the acquired company or business operates internationally or in a geographic location where we do not already have significant business operations and/or team members.

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2016 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

130	Wells Fargo & Company

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2015, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2015.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2015 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management's report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2015, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Wells Fargo & Company	131

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wells Fargo & Company:

We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and our report dated February 24, 2016, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

San Francisco, California
February 24, 2016

132	Wells Fargo & Company

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2015	2014	2013
Interest income
Trading assets	$1,971	1,685	1,376
Investment securities	8,937	8,438	8,116
Mortgages held for sale	785	767	1,290
Loans held for sale	19	78	13
Loans	36,575	35,652	35,571
Other interest income	990	932	723
Total interest income	49,277	47,552	47,089
Interest expense
Deposits	963	1,096	1,337
Short-term borrowings	64	59	60
Long-term debt	2,592	2,488	2,585
Other interest expense	357	382	307
Total interest expense	3,976	4,025	4,289
Net interest income	45,301	43,527	42,800
Provision for credit losses	2,442	1,395	2,309
Net interest income after provision for credit losses	42,859	42,132	40,491
Noninterest income
Service charges on deposit accounts	5,168	5,050	5,023
Trust and investment fees	14,468	14,280	13,430
Card fees	3,720	3,431	3,191
Other fees	4,324	4,349	4,340
Mortgage banking	6,501	6,381	8,774
Insurance	1,694	1,655	1,814
Net gains from trading activities	614	1,161	1,623
Net gains (losses) on debt securities (1)	952	593	(29)
Net gains from equity investments (2)	2,230	2,380	1,472
Lease income	621	526	663
Other	464	1,014	679
Total noninterest income	40,756	40,820	40,980
Noninterest expense
Salaries	15,883	15,375	15,152
Commission and incentive compensation	10,352	9,970	9,951
Employee benefits	4,446	4,597	5,033
Equipment	2,063	1,973	1,984
Net occupancy	2,886	2,925	2,895
Core deposit and other intangibles	1,246	1,370	1,504
FDIC and other deposit assessments	973	928	961
Other	12,125	11,899	11,362
Total noninterest expense	49,974	49,037	48,842
Income before income tax expense	33,641	33,915	32,629
Income tax expense	10,365	10,307	10,405
Net income before noncontrolling interests	23,276	23,608	22,224
Less: Net income from noncontrolling interests	382	551	346
Wells Fargo net income	$22,894	23,057	21,878
Less: Preferred stock dividends and other	1,424	1,236	989
Wells Fargo net income applicable to common stock	$21,470	21,821	20,889
Per share information
Earnings per common share	$4.18	4.17	3.95
Diluted earnings per common share	4.12	4.10	3.89
Dividends declared per common share	1.475	1.350	1.150
Average common shares outstanding	5,136.5	5,237.2	5,287.3
Diluted average common shares outstanding	5,209.8	5,324.4	5,371.2

(1)
Total other-than-temporary impairment (OTTI) losses were $136 million, $18 million and $39 million for the years ended December 31, 2015, 2014 and 2013, respectively. Of total OTTI, losses of $183 million, $49 million and $158 million were recognized in earnings, and reversal of losses of $(47) million, $(31) million and $(119) million were recognized as non-credit-related OTTI in other comprehensive income for the years ended December 31, 2015, 2014 and 2013, respectively.

(2)	Includes OTTI losses of $376 million, $273 million and $186 million for the years ended December 31, 2015, 2014 and 2013, respectively.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	133

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2015	2014	2013
Wells Fargo net income	$22,894	23,057	21,878
Other comprehensive income (loss), before tax:
Investment securities:
Net unrealized gains (losses) arising during the period	(3,318)	5,426	(7,661)
Reclassification of net gains to net income	(1,530)	(1,532)	(285)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	1,549	952	(32)
Reclassification of net gains on cash flow hedges to net income	(1,089)	(545)	(296)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	(512)	(1,116)	1,533
Amortization of net actuarial loss, settlements and other to net income	114	74	276
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(137)	(60)	(44)
Reclassification of net (gains) losses to net income	(5)	6	(12)
Other comprehensive income (loss), before tax	(4,928)	3,205	(6,521)
Income tax (expense) benefit related to other comprehensive income	1,774	(1,300)	2,524
Other comprehensive income (loss), net of tax	(3,154)	1,905	(3,997)
Less: Other comprehensive income (loss) from noncontrolling interests	67	(227)	267
Wells Fargo other comprehensive income (loss), net of tax	(3,221)	2,132	(4,264)
Wells Fargo comprehensive income	19,673	25,189	17,614
Comprehensive income from noncontrolling interests	449	324	613
Total comprehensive income	$20,122	25,513	18,227
The accompanying notes are an integral part of these statements.

134	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
	Dec 31,	Dec 31,
(in millions, except shares)	2015	2014
Assets
Cash and due from banks	$19,111	19,571
Federal funds sold, securities purchased under resale agreements and other short-term investments	270,130	258,429
Trading assets	77,202	78,255
Investment securities:
Available-for-sale, at fair value	267,358	257,442
Held-to-maturity, at cost (fair value $80,567 and $56,359)	80,197	55,483
Mortgages held for sale (includes $13,539 and $15,565 carried at fair value) (1)	19,603	19,536
Loans held for sale (includes $0 and $1 carried at fair value) (1)	279	722
Loans (includes $5,316 and $5,788 carried at fair value) (1)	916,559	862,551
Allowance for loan losses	(11,545)	(12,319)
Net loans	905,014	850,232
Mortgage servicing rights:
Measured at fair value	12,415	12,738
Amortized	1,308	1,242
Premises and equipment, net	8,704	8,743
Goodwill	25,529	25,705
Other assets (includes $3,065 and $2,512 carried at fair value) (1)	100,782	99,057
Total assets (2)	$1,787,632	1,687,155
Liabilities
Noninterest-bearing deposits	$351,579	321,963
Interest-bearing deposits	871,733	846,347
Total deposits	1,223,312	1,168,310
Short-term borrowings	97,528	63,518
Accrued expenses and other liabilities	73,365	86,122
Long-term debt	199,536	183,943
Total liabilities (3)	1,593,741	1,501,893
Equity
Wells Fargo stockholders' equity:
Preferred stock	22,214	19,213
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,714	60,537
Retained earnings	120,866	107,040
Cumulative other comprehensive income	297	3,518
Treasury stock – 389,682,664 shares and 311,462,276 shares	(18,867)	(13,690)
Unearned ESOP shares	(1,362)	(1,360)
Total Wells Fargo stockholders' equity	192,998	184,394
Noncontrolling interests	893	868
Total equity	193,891	185,262
Total liabilities and equity	$1,787,632	1,687,155

(1)	Parenthetical amounts represent assets and liabilities for which we have elected the fair value option.

(2)
Our consolidated assets at December 31, 2015 and 2014, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $157 million and $117 million; Trading assets, $1 million and $0 million; Investment securities, $425 million and $875 million; Net loans, $4.8 billion and $4.5 billion; Other assets, $242 million and $316 million; and Total assets, $5.6 billion and $5.8 billion, respectively.

(3)
Our consolidated liabilities at December 31, 2015 and 2014, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Accrued expenses and other liabilities, $57 million and $49 million; Long-term debt, $1.3 billion and $1.6 billion; and Total liabilities, $1.4 billion and $1.7 billion, respectively.

 The accompanying notes are an integral part of these statements.

Wells Fargo & Company	135

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2012	10,558,865	$12,883	5,266,314,176	$9,136
Balance January 1, 2013	10,558,865	12,883	5,266,314,176	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			89,392,517
Common stock repurchased (1)			(124,179,383)
Preferred stock issued to ESOP	1,200,000	1,200
Preferred stock released by ESOP
Preferred stock converted to common shares	(1,005,270)	(1,006)	25,635,395
Common stock warrants repurchased/exercised
Preferred stock issued	127,600	3,190
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	322,330	3,384	(9,151,471)	—
Balance December 31, 2013	10,881,195	$16,267	5,257,162,705	$9,136
Balance January 1, 2014	10,881,195	16,267	5,257,162,705	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			75,340,898
Common stock repurchased (1)			(183,146,803)
Preferred stock issued to ESOP	1,217,000	1,217
Preferred stock released by ESOP
Preferred stock converted to common shares	(1,071,377)	(1,071)	20,992,398
Common stock warrants repurchased/exercised
Preferred stock issued	112,000	2,800
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	257,623	2,946	(86,813,507)	—
Balance December 31, 2014	11,138,818	$19,213	5,170,349,198	$9,136

(1)
For the year ended December 31, 2013, includes $500 million related to a private forward repurchase transaction entered into in fourth quarter 2013 that settled in first quarter 2014 for 11.1 million shares of common stock. For the year ended December 31, 2014, includes $750 million related to a private forward repurchase transaction that settled in first quarter 2015 for 14.3 million shares of common stock. See Note 1 (Summary of Significant Accounting Policies) for additional information.

 The accompanying notes are an integral part of these statements.

(continued on following pages)

136	Wells Fargo & Company

Wells Fargo stockholders' equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders' equity	Noncontrolling interests	Total equity
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
59,802	77,679	5,650	(6,610)	(986)	157,554	1,357	158,911
	21,878				21,878	346	22,224
		(4,264)			(4,264)	267	(3,997)
28					28	(1,104)	(1,076)
(2)	(10)		2,745		2,733		2,733
(300)			(5,056)		(5,356)		(5,356)
108				(1,308)	—		—
(88)				1,094	1,006		1,006
191			815		—		—
					—		—
(45)					3,145		3,145
83	(6,169)				(6,086)		(6,086)
	(1,017)				(1,017)		(1,017)
269					269		269
725					725		725
(475)			2		(473)		(473)
494	14,682	(4,264)	(1,494)	(214)	12,588	(491)	12,097
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008
60,296	92,361	1,386	(8,104)	(1,200)	170,142	866	171,008
	23,057				23,057	551	23,608
		2,132			2,132	(227)	1,905
(7)					(7)	(322)	(329)
(273)			2,756		2,483		2,483
(250)			(9,164)		(9,414)		(9,414)
108				(1,325)	—		—
(94)				1,165	1,071		1,071
251			820		—		—
(9)					(9)		(9)
(25)					2,775		2,775
76	(7,143)				(7,067)		(7,067)
	(1,235)				(1,235)		(1,235)
453					453		453
858					858		858
(847)			2		(845)		(845)
241	14,679	2,132	(5,586)	(160)	14,252	2	14,254
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262

Wells Fargo & Company	137

(continued from previous pages)

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2014	11,138,818	$19,213	5,170,349,198	$9,136
Balance January 1, 2015	11,138,818	19,213	5,170,349,198	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			69,876,577
Common stock repurchased (1)			(163,400,892)
Preferred stock issued to ESOP	826,598	826
Preferred stock released by ESOP
Preferred stock converted to common shares	(825,499)	(825)	15,303,927
Common stock warrants repurchased/exercised
Preferred stock issued	120,000	3,000
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	121,099	3,001	(78,220,388)	—
Balance December 31, 2015	11,259,917	$22,214	5,092,128,810	$9,136

(1)
For the year ended December 31, 2015, includes $500 million related to a private forward repurchase transaction that settled in first quarter 2016 for 9.2 million shares of common stock. See Note 1 (Summary of Significant Accounting Policies) for additional information.

The accompanying notes are an integral part of these statements.

138	Wells Fargo & Company

Wells Fargo stockholders' equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders' equity	Noncontrolling interests	Total equity
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262
	22,894				22,894	382	23,276
		(3,221)			(3,221)	67	(3,154)
2					2	(424)	(422)
(397)			3,041		2,644		2,644
250			(8,947)		(8,697)		(8,697)
74				(900)	—		—
(73)				898	825		825
107			718		—		—
(49)					(49)		(49)
(28)					2,972		2,972
62	(7,642)				(7,580)		(7,580)
	(1,426)				(1,426)		(1,426)
453					453		453
844					844		844
(1,068)			11		(1,057)		(1,057)
177	13,826	(3,221)	(5,177)	(2)	8,604	25	8,629
60,714	120,866	297	(18,867)	(1,362)	192,998	893	193,891

Wells Fargo & Company	139

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2015	2014	2013
Cash flows from operating activities:
Net income before noncontrolling interests	$23,276	23,608	22,224
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,442	1,395	2,309
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	62	1,820	(3,229)
Depreciation, amortization and accretion	3,288	2,515	3,293
Other net gains	(6,496)	(3,760)	(9,384)
Stock-based compensation	1,958	1,912	1,920
Excess tax benefits related to stock incentive compensation	(453)	(453)	(271)
Originations of MHFS	(178,266)	(144,812)	(317,054)
Proceeds from sales of and principal collected on mortgages originated for sale	133,194	117,097	311,431
Proceeds from sales of and principal collected on LHFS	7	207	575
Purchases of LHFS	(28)	(154)	(291)
Net change in:
Trading assets	47,244	11,186	43,638
Deferred income taxes	(2,265)	2,354	4,977
Accrued interest receivable	(623)	(372)	(13)
Accrued interest payable	160	119	(32)
Other assets	(1,764)	(10,681)	4,693
Other accrued expenses and liabilities	(6,964)	15,548	(7,145)
Net cash provided by operating activities	14,772	17,529	57,641
Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	(11,866)	(41,778)	(78,184)
Available-for-sale securities:
Sales proceeds	25,431	6,089	2,837
Prepayments and maturities	33,912	37,257	50,737
Purchases	(79,778)	(44,807)	(89,474)
Held-to-maturity securities:
Paydowns and maturities	5,290	5,168	30
Purchases	(25,424)	(47,012)	(5,782)
Nonmarketable equity investments:
Sales proceeds	3,496	3,161	2,577
Purchases	(2,352)	(3,087)	(3,273)
Loans:
Loans originated by banking subsidiaries, net of principal collected	(57,016)	(65,162)	(43,744)
Proceeds from sales (including participations) of loans held for investment	11,672	21,564	7,694
Purchases (including participations) of loans	(13,759)	(6,424)	(11,563)
Principal collected on nonbank entities' loans	10,023	13,589	19,955
Loans originated by nonbank entities	(12,441)	(13,570)	(17,311)
Net cash paid for acquisitions	(3)	(174)	—
Proceeds from sales of foreclosed assets and short sales	7,803	7,697	11,021
Net cash from purchases and sales of MSRs	(135)	(150)	407
Other, net	(2,088)	(741)	581
Net cash used by investing activities	(107,235)	(128,380)	(153,492)
Cash flows from financing activities:
Net change in:
Deposits	54,867	89,133	76,342
Short-term borrowings	34,010	8,035	(3,390)
Long-term debt:
Proceeds from issuance	43,030	42,154	53,227
Repayment	(27,333)	(15,829)	(25,423)
Preferred stock:
Proceeds from issuance	2,972	2,775	3,145
Cash dividends paid	(1,426)	(1,235)	(1,017)
Common stock:
Proceeds from issuance	1,726	1,840	2,224
Repurchased	(8,697)	(9,414)	(5,356)
Cash dividends paid	(7,400)	(6,908)	(5,953)
Excess tax benefits related to stock incentive compensation	453	453	271
Net change in noncontrolling interests	(232)	(552)	(296)
Other, net	33	51	136
Net cash provided by financing activities	92,003	110,503	93,910
Net change in cash and due from banks	(460)	(348)	(1,941)
Cash and due from banks at beginning of year	19,571	19,919	21,860
Cash and due from banks at end of year	$19,111	19,571	19,919
Supplemental cash flow disclosures:
Cash paid for interest	$3,816	3,906	4,321
Cash paid for income taxes	13,688	8,808	7,132
The accompanying notes are an integral part of these statements. See Note 1 (Summary of Significant Accounting Policies) for noncash activities.

140	Wells Fargo & Company

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
Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements, income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including allowance for credit losses and purchased credit-impaired (PCI) loans (Note 6 (Loans and Allowance for Credit Losses)), valuations of residential mortgage servicing rights (MSRs) (Note 8 (Securitizations and Variable Interest Entities) and Note 9 (Mortgage Banking Activities)) and financial instruments (Note 17 (Fair Values of Assets and Liabilities)) and income taxes (Note 21 (Income Taxes)). Actual results could differ from those estimates.

Accounting Standards Adopted in 2015
In 2015, we adopted the following new accounting guidance:

•	Accounting Standards Update (ASU or Update) 2014-11,
Transfers and Servicing (Topic 860): Repurchase-to-
Maturity Transactions, Repurchase Financings, and
Disclosures;

•	ASU 2014-08, Presentation of Financial Statements (Topic
205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of
Disposals of Components of an Entity; and

•	ASU 2014-01, Investments – Equity Method and Joint
Ventures (Topic 323): Accounting for Investments in
Qualified Affordable Housing Projects.

ASU 2014-11 requires repurchase-to-maturity transactions to be accounted for as secured borrowings versus sales. The guidance also requires separate accounting for transfers of financial assets that are executed contemporaneously with repurchase agreements. The Update also includes new disclosures for transfers accounted for as sales and for repurchase agreements and similar arrangements, such as classes of collateral pledged for gross obligations and the remaining contractual maturity of repurchase agreements. We adopted the accounting changes in first quarter 2015 with no impact to our consolidated financial statements or disclosures. We adopted the collateral and remaining contractual maturity disclosures for repurchase and similar agreements in second quarter 2015. For additional information, see Note 14 (Guarantees, Pledged Assets and Collateral).

ASU 2014-08 changes the definition and reporting
requirements for discontinued operations. Under the new
guidance, an entity’s disposal of a component or group of
components must be reported in discontinued operations if the disposal is a strategic shift that has or will have a significant effect on the entity’s operations and financial results. We adopted these changes in first quarter 2015 with prospective application. This Update did not have a material impact on our consolidated financial statements.

ASU 2014-01 amends the accounting guidance for investments
in affordable housing projects that qualify for the low-income housing tax credits. The Update requires incremental disclosures for all entities that invest in qualified affordable housing projects. Additionally companies may make an accounting election to amortize the cost of their investments in proportion to the tax benefits received if certain criteria are met and present the amortization as a component of income tax expense. We adopted the new disclosure requirements in first quarter 2015 (see Note 7 (Premises, Equipment, Lease Commitments and Other Assets)) and will continue our previous accounting for these investments rather than make the alternative election to amortize the initial cost of the investments in proportion to the tax benefits received.

Consolidation
Our consolidated financial statements include the accounts of the Parent and our subsidiaries in which we have a controlling interest.
We are also a variable interest holder in certain entities in which equity investors do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties (referred to as variable interest entities (VIEs)). Our variable interest arises from contractual, ownership or other monetary interests in the entity, which change with fluctuations in the fair value of the entity's net assets. We consolidate a VIE if we are the primary beneficiary. We are the primary beneficiary if we have a controlling financial interest, which includes both the power to direct the activities that most significantly impact the VIE and a variable interest that potentially could be significant to the VIE. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an ongoing basis.
Significant intercompany accounts and transactions are eliminated in consolidation. When we have significant influence over operating and financing decisions for a company but do not own a majority of the voting equity interests, we account for the investment using the equity method of accounting, which requires us to recognize our proportionate share of the company’s earnings. If we do not have significant influence, we recognize the equity investment at cost except for (1) marketable

Wells Fargo & Company	141

Note 1: Summary of Significant Accounting Policies (continued)

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

Trading Assets
Trading assets are predominantly securities, including corporate debt, U.S. government agency obligations and other securities that we acquire for short-term appreciation or other trading purposes, certain loans held for market-making purposes to support the buying and selling demands of our customers and derivatives primarily held for customer accommodation purposes or risk mitigation and hedging. Interest-only strips and other retained interests in securitizations that can be contractually prepaid or otherwise settled in a way that the holder would not recover substantially all of its recorded investment are classified as trading assets. Trading assets are carried at fair value, with changes in fair value recorded in earnings. For securities and loans in trading assets, interest and dividend income are recorded in interest income, and realized and unrealized gains and losses are recorded in noninterest income. For other trading assets, including derivatives, the entire change in fair value is recorded in noninterest income.

Investments
Our investments include various debt and marketable equity securities and nonmarketable equity investments. We classify debt and marketable equity securities as available-for-sale or held-to-maturity securities based on our intent to hold to maturity. Our nonmarketable equity investments are reported in other assets.

AVAILABLE-FOR-SALE SECURITIES Debt securities that we might not hold until maturity and marketable equity securities are classified as available-for-sale securities and reported at fair value. Unrealized gains and losses, after applicable income taxes, are reported in cumulative OCI.
We conduct other-than-temporary impairment (OTTI) analysis on a quarterly basis or more often if a potential loss-triggering event occurs. The initial indicator of OTTI for both debt and equity securities is a decline in fair value below the amount recorded for an investment and the severity and duration of the decline.
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

If we intend to sell the security, or if it is more likely than not we will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. For debt securities that are considered other-than-temporarily impaired that we do not intend to sell or it is more likely than not that we will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in OCI. The measurement of the credit loss component is equal to the difference between the debt security's amortized cost basis and the present value of its expected future cash flows discounted at the security's effective yield. The remaining difference between the security’s fair value and the present value of expected future cash flows is due to factors that are not credit-related and, therefore, is recognized in OCI. We believe that we will fully collect the carrying value of securities on which we have recorded a non-credit-related impairment in OCI.
We hold investments in perpetual preferred securities (PPS) that are structured in equity form but have many of the characteristics of debt instruments, including periodic cash flows in the form of dividends, call features, ratings that are similar to debt securities and pricing like long-term callable bonds.
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

142	Wells Fargo & Company

fair value of the security, and the investee's financial condition, capital strength, and near-term prospects.
We recognize realized gains and losses on the sale of investment securities in noninterest income using the specific identification method.
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

HELD-TO-MATURITY SECURITIES Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts. We recognize OTTI when there is a decline in fair value and we do not expect to recover the entire amortized cost basis of the debt security. The amortized cost is written-down to fair value with the credit loss component recorded to earnings and the remaining component recognized in OCI. The OTTI assessment related to whether we expect recovery of the amortized cost basis and determination of any credit loss component recognized in earnings for held-to-maturity securities is the same as described for available-for-sale securities. Security transfers to the held-to-maturity classification are recorded at fair value. Unrealized gains or losses from the transfer of available-for-sale securities continue to be reported in cumulative OCI and are amortized into earnings over the remaining life of the security using the effective interest method.

NONMARKETABLE EQUITY INVESTMENTS Nonmarketable equity investments include low income housing tax credit investments, equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock). We have elected the fair value option for some of these investments with the remainder of these investments accounted for under the cost or equity method, which we review at least quarterly for possible OTTI. Our review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment's cash flows and capital needs, the viability of its business model and our exit strategy. We reduce the asset value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss from equity investments in noninterest income.

Securities Purchased and Sold Agreements
Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions and are recorded at the acquisition or sale price plus accrued interest. We monitor the fair value of securities purchased and sold and obtain collateral from or return it to counterparties when appropriate. These financing transactions do not create material credit risk given the collateral provided and the related monitoring process.

Mortgages and Loans Held for Sale
Mortgages held for sale (MHFS) include commercial and residential mortgages originated for sale and securitization in the secondary market, which is our principal market, or for sale as whole loans. We have elected the fair value option for substantially all residential MHFS (see Note 17 (Fair Values of

Assets and Liabilities)). The remaining residential MHFS are held at the lower of cost or fair value (LOCOM) and are valued on an aggregate portfolio basis. Commercial MHFS are held at LOCOM and are valued on an individual loan basis.
Loans held for sale (LHFS) are carried at LOCOM. Generally, consumer loans are valued on an aggregate portfolio basis, and commercial loans are valued on an individual loan basis.
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
Our lines of business are authorized to originate held-for-investment loans that meet or exceed established loan product profitability criteria, including minimum positive net interest margin spreads in excess of funding costs. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the “foreseeable future,” subject to periodic review under our management evaluation processes, including corporate asset/liability management. In determining the “foreseeable future” for loans, management considers (1) the current economic environment and market conditions, (2) our business strategy and current business plans, (3) the nature and type of the loan receivable, including its expected life, and (4) our current financial condition and liquidity demands. If subsequent changes, including changes in interest rates, significantly impact the ongoing profitability of certain loan products, we may subsequently change our intent to hold these loans, and we would take actions to sell such loans. Upon such management determination, we immediately transfer these loans to the MHFS or LHFS portfolio at LOCOM.

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
We have certain private label and co-brand credit card loans through a program agreement that involves our active participation in the operating activity of the program with a third party. We share in the economic results of the loans subject to this agreement. We consider the program to be a collaborative arrangement and therefore report our share of revenue and losses on a net basis in interest income for loans, other noninterest income and provision for credit losses as applicable. Our net share of revenue from this activity represented less than 1% of our total revenues for 2015.
Loans also include direct financing leases that are recorded at the aggregate of minimum lease payments receivable plus the estimated residual value of the leased property, less unearned

Wells Fargo & Company	143

Note 1: Summary of Significant Accounting Policies (continued)

income. Leveraged leases, which are a form of direct financing leases, are recorded net of related non-recourse debt. Leasing income is recognized as a constant percentage of outstanding lease financing balances over the lease terms in interest income.

NONACCRUAL AND PAST DUE LOANS We generally place loans on nonaccrual status when:

•	the full and timely collection of interest or principal becomes uncertain (generally based on an assessment of the borrower’s financial condition and the adequacy of collateral, if any);

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection;

•	part of the principal balance has been charged off;

•	for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•	consumer real estate and auto loans are discharged in bankruptcy, regardless of their delinquency status.

PCI loans are written down at acquisition to fair value using an estimate of cash flows deemed to be collectible. Accordingly, such loans are no longer classified as nonaccrual even though they may be contractually past due because we expect to fully collect the new carrying values of such loans (that is, the new cost basis arising out of purchase accounting).
When we place a loan on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and suspend amortization of any net deferred fees. If the ultimate collectability of the recorded loan balance is in doubt on a nonaccrual loan, the cost recovery method is used and cash collected is applied to first reduce the carrying value of the loan. Otherwise, interest income may be recognized to the extent cash is received. Generally, we return a loan to accrual status when all delinquent interest and principal become current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful.
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

IMPAIRED LOANS We consider a loan to be impaired when, based on current information and events, we determine that we will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower’s financial condition and the adequacy of collateral, if any. Our impaired loans predominantly include loans on nonaccrual status for commercial and industrial, commercial real estate (CRE) and any loans modified in a TDR, on both accrual and nonaccrual status.
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

144	Wells Fargo & Company

loans in trial payment periods (trial modifications), are considered impaired loans. Other than resolutions such as foreclosures, sales and transfers to held-for-sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

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
PCI loans may be aggregated into pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Generally, commercial PCI loans are accounted for as individual loans and consumer PCI loans are included in pools.
Accounting for PCI loans involves estimating fair value at acquisition using the principal and interest cash flows expected to be collected discounted at the prevailing market rate of interest. The excess of cash flows expected to be collected over the carrying value (estimated fair value at acquisition date) is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows to be collected. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
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
Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. For individual PCI loans, gains or losses on sales to third parties are included in noninterest income, and gains or losses as a result of a settlement with the borrower are included in interest income. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool. This removal method assumes that the amount received from resolution approximates pool performance expectations. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans that are resolved by payment in full, there is no release of the nonaccretable difference for the pool because there is no difference between the amount received at resolution and the contractual amount of the loan. Modified PCI loans are not removed from a pool even if those loans would otherwise be deemed TDRs. Modified PCI loans that are accounted for individually are considered TDRs and removed from PCI accounting if there has been a concession granted in excess of the original nonaccretable difference. We include these TDRs in our impaired loans.

FORECLOSED ASSETS  Foreclosed assets obtained through our lending activities primarily include real estate. Generally, loans have been written down to their net realizable value prior to foreclosure. Any further reduction to their net realizable value is recorded with a charge to the allowance for credit losses at foreclosure. We allow up to 90 days after foreclosure to finalize determination of net realizable value. Thereafter, changes in net realizable value are recorded to noninterest expense. The net realizable value of these assets is reviewed and updated periodically depending on the type of property. Certain government-guaranteed mortgage loans upon foreclosure are included in accounts receivable, not foreclosed assets. These receivables were loans predominantly insured by the FHA or guaranteed by the VA and are measured based on the balance expected to be recovered from the guarantor.

ALLOWANCE FOR CREDIT LOSSES (ACL) The allowance for credit losses is management’s estimate of credit losses inherent in the loan portfolio, including unfunded credit commitments, at the balance sheet date. We have an established process to determine the appropriateness of the allowance for credit losses that assesses the losses inherent in our portfolio and related unfunded credit commitments. We develop and document our allowance methodology at the portfolio segment level – commercial loan portfolio and consumer loan portfolio. While we attribute portions of the allowance to our respective commercial and consumer portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio and unfunded credit commitments.
Our process involves procedures to appropriately consider the unique risk characteristics of our commercial and consumer loan portfolio segments. For each portfolio segment, losses are estimated collectively for groups of loans with similar characteristics, individually or pooled for impaired loans or, for PCI loans, based on the changes in cash flows expected to be collected.
Our allowance levels are influenced by loan volumes, loan grade migration or delinquency status, historic loss experience and other conditions influencing loss expectations, such as economic conditions.

COMMERCIAL PORTFOLIO SEGMENT ACL METHODOLOGY Generally, commercial loans are assessed for estimated losses by grading each loan using various risk factors as identified through periodic reviews. Our estimation approach for the commercial portfolio reflects the estimated probability of default in accordance with the borrower’s financial strength and the severity of loss in the event of default, considering the quality of

Wells Fargo & Company	145

Note 1: Summary of Significant Accounting Policies (continued)

any underlying collateral. Probability of default and severity at the time of default are statistically derived through historical observations of default and losses after default within each credit risk rating. These estimates are adjusted as appropriate based on additional analysis of long-term average loss experience compared to previously forecasted losses, external loss data or other risks identified from current economic conditions and credit quality trends. The estimated probability of default and severity at the time of default are applied to loan equivalent exposures to estimate losses for unfunded credit commitments.
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
In determining the appropriate allowance attributable to our residential mortgage portfolio, we take into consideration portfolios determined to be at elevated risk, such as junior lien mortgages behind delinquent first lien mortgages and junior lien lines of credit subject to near term significant payment increases. We incorporate the default rates and high severity of loss for these higher risk portfolios, including the impact of our established loan modification programs. Accordingly, the loss content associated with the effects of loan modifications and higher risk portfolios has been captured in our allowance methodology.
We separately estimate impairment for consumer loans that have been modified in a TDR (including trial modifications), whether on accrual or nonaccrual status.

OTHER ACL MATTERS  The allowance for credit losses for both portfolio segments includes an amount for imprecision or uncertainty that may change from period to period. This amount represents management’s judgment of risks inherent in the processes and assumptions used in establishing the allowance. This imprecision considers economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

Securitizations and Beneficial Interests
In certain asset securitization transactions that meet the applicable criteria to be accounted for as a sale, assets are sold to an entity referred to as a Special Purpose Entity (SPE), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, we may retain beneficial interests issued by the entity. Additionally, from time to time, we may also re-securitize certain assets in a new securitization transaction.

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

Mortgage Servicing Rights (MSRs)
We recognize the rights to service mortgage loans for others, or MSRs, as assets whether we purchase the MSRs or the MSRs result from a sale or securitization of loans we originate (asset transfers). We initially record all of our MSRs at fair value. Subsequently, residential loan MSRs are carried at fair value. All of our MSRs related to our commercial mortgage loans are subsequently measured at LOCOM. The valuation and sensitivity of MSRs is discussed further in Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities).
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
MSRs accounted for at LOCOM are periodically evaluated for impairment based on the fair value of those assets. For purposes of impairment evaluation and measurement, we stratify MSRs based on the predominant risk characteristics of the underlying loans, including investor and product type. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation allowance is established. The valuation reserve is adjusted as the fair value changes.

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

Goodwill and Identifiable Intangible Assets
Goodwill is recorded in business combinations under the purchase method of accounting when the purchase price is

146	Wells Fargo & Company

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
If we perform a qualitative assessment of goodwill to test for impairment and conclude it is more likely than not that a reporting unit’s fair value is greater than its carrying amount, quantitative tests are not required. However, if we determine it is more likely than not that a reporting unit’s fair value is less than its carrying amount, then we complete a quantitative assessment to determine if there is goodwill impairment. We apply various quantitative valuation methodologies, including discounted cash flow and earnings multiple approaches, to determine the estimated fair value, which is compared to the carrying value of each reporting unit. If the fair value is less than the carrying amount, an additional test is required to measure the amount of impairment. We recognize impairment losses as a charge to noninterest expense (unless related to discontinued operations) and an adjustment to the carrying value of the goodwill asset. Subsequent reversals of goodwill impairment are prohibited.
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

Liability for Mortgage Loan Repurchase Losses
In connection with our sales and securitization of residential mortgage loans to various parties, we establish a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. Such factors include default expectations, expected investor repurchase demands (influenced by current and expected mortgage loan file requests and mortgage insurance rescission notices, as well as estimated levels of origination defects) and appeals success rates (where the investor rescinds the demand based on a cure of the defect or acknowledges that the loan satisfies the investor’s applicable representations and warranties), reimbursement by correspondent and other third-party originators, and projected loss severity. We continually update our mortgage repurchase liability estimate during the life of the loans.
The liability for mortgage loan repurchase losses is included in other liabilities. For additional information on our repurchase liability, see Note 9 (Mortgage Banking Activities).

Pension Accounting
We account for our defined benefit pension plans using an actuarial model. Two principal assumptions in determining net periodic pension cost are the discount rate and the expected long-term rate of return on plan assets.
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
Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: (1) projected returns using several forward-looking capital market assumptions, and (2) historical returns for the main asset classes dating back to 1970 or the earliest period for which historical data was readily available for the asset classes included. Using long-term historical data allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plan’s prescribed asset mix. We evaluate the portfolio based on: (1) the established target asset allocations over short term (one-year) and longer term (ten-year) investment horizons, and (2) the range of potential outcomes over these horizons within specific standard deviations. We perform the above analyses to assess the reasonableness of our expected long-term rate of return on plan assets. We consider the expected rate of return to be a long-term average view of expected returns. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2015, is 20 years. See Note 20 (Employee Benefits and Other Expenses) for additional information on our pension accounting.

Income Taxes
We file consolidated and separate company federal income tax returns, foreign tax returns and various combined and separate company state tax returns.
We evaluate two components of income tax expense: current and deferred. Current income tax expense represents our estimated taxes to be paid or refunded for the current period and

Wells Fargo & Company	147

Note 1: Summary of Significant Accounting Policies (continued)

includes income tax expense related to our uncertain tax positions. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management's judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting our realization criteria represent unrecognized tax benefits. Foreign taxes paid are generally applied as credits to reduce federal income taxes payable. We account for interest and penalties as a component of income tax expense.

Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 19 (Common Stock and Stock Plans). Our Long-Term Incentive Compensation Plan provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights (RSRs), performance share awards (PSAs) and stock awards without restrictions. For most awards, we measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, RSRs or PSAs, based on the fair value of the award on the grant date. The cost is normally recognized in our income statement over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards that continue to vest after retirement are expensed over the shorter of the period of time between the grant date and the final vesting period or between the grant date and when a team member becomes retirement eligible; awards to team members who are retirement eligible at the grant date are subject to immediate expensing upon grant.
Beginning in 2013, certain RSRs and all PSAs granted include discretionary performance-based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. For PSAs, compensation expense also fluctuates based on the estimated outcome of meeting the performance conditions.

Earnings Per Common Share
We compute earnings per common share by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. We compute diluted earnings per common share by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year plus the effect of common stock equivalents (for example, stock options, restricted share rights, convertible debentures and warrants) that are dilutive.

Fair Value of Financial Instruments
We use fair value measurements in our fair value disclosures and to record certain assets and liabilities at fair value on a recurring basis, such as trading assets, or on a nonrecurring basis, such as measuring impairment on assets carried at amortized cost.

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
We continually assess the level and volume of market activity in our investment security classes in determining adjustments, if any, to price quotes. Given market conditions can change over time, our determination of which securities markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which price quotes require adjustment, can also change. See Note 17 (Fair Values of Assets and Liabilities) for discussion of the fair value hierarchy and valuation methodologies applied to financial instruments to determine fair value.

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

148	Wells Fargo & Company

recognized asset or liability (“cash flow hedge”), or (3) held for trading, customer accommodation or asset/liability risk management purposes, including economic hedges not qualifying for hedge accounting. For a fair value hedge, we record changes in the fair value of the derivative and, to the extent that it is effective, changes in the fair value of the hedged asset or liability attributable to the hedged risk, in current period earnings in the same financial statement category as the hedged item. For a cash flow hedge, we record changes in the fair value of the derivative to the extent that it is effective in OCI, with any ineffectiveness recorded in current period earnings. We subsequently reclassify these changes in fair value to net income in the same period(s) that the hedged transaction affects net income in the same financial statement category as the hedged item. For derivatives not designated as a fair value or cash flow hedge, we report changes in the fair values in current period noninterest income.
For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This process includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method.
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
When we discontinue cash flow hedge accounting and it is probable that the forecasted transaction will occur, the accumulated amount reported in OCI at the de-designation date continues to be reported in OCI until the forecasted transaction affects earnings. If cash flow hedge accounting is discontinued and it is probable the forecasted transaction will not occur, the accumulated amount reported in OCI at the de-designation date is immediately recognized in earnings. If the derivative continues to be held after cash flow hedge accounting ceases, we carry the derivative on the balance sheet at its fair value with future changes in fair value included in earnings.
We may purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the host contract by recording the bifurcated derivative at fair value and the remaining host contract at the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative. The bifurcated derivative is carried at fair value with changes recorded in current period earnings.
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

Private Share Repurchases
During 2015 and 2014, we repurchased approximately 64 million shares and 66 million shares of our common stock, respectively, under private forward repurchase contracts. We enter into these transactions with unrelated third parties to complement our open-market common stock repurchase strategies, to allow us to manage our share repurchases in a manner consistent with our capital plans, currently submitted under the 2015 Comprehensive Capital Analysis and Review (CCAR), and to provide an economic benefit to the Company.
Our payments to the counterparties for these private share repurchase contracts are recorded in permanent equity in the quarter paid and are not subject to re-measurement. The classification of the up-front payments as permanent equity assures that we have appropriate repurchase timing consistent with our 2015 capital plan, which contemplated a fixed dollar amount available per quarter for share repurchases pursuant to Federal Reserve Board (FRB) supervisory guidance. In return, the counterparty agrees to deliver a variable number of shares based on a per share discount to the volume-weighted average stock price over the contract period. There are no scenarios where the contracts would not either physically settle in shares or allow us to choose the settlement method.
In fourth quarter 2015, we entered into a private forward repurchase contract and paid $500 million to an unrelated third party. This contract settled in first quarter 2016 for 9.2 million shares of common stock. At December 31, 2014, we had a $750 million private forward repurchase contract outstanding that settled in first quarter 2015 for 14.3 million shares of common stock. Our total number of outstanding shares of common stock is not reduced until settlement of the private share repurchase contract.

Wells Fargo & Company	149

Note 1: Summary of Significant Accounting Policies (continued)

SUPPLEMENTAL CASH FLOW INFORMATION Noncash activities are presented in Table 1.1, including information on transfers affecting MHFS, LHFS, and MSRs.

Table 1.1: Supplemental Cash Flow Information

	Year ended December 31,
(in millions)	2015	2014	2013
Trading assets retained from securitizations of MHFS	$46,291	28,604	47,198
Capitalization of MSRs from sale of MHFS	1,736	1,302	3,616
Transfers from loans to MHFS	9,205	11,021	7,610
Transfers from loans to LHFS	90	9,849	274
Transfers from loans to foreclosed and other assets	3,274	4,094	4,470
Transfers from available-for-sale to held-to-maturity securities	4,972	1,810	6,042

SUBSEQUENT EVENTS We have evaluated the effects of events that have occurred subsequent to December 31, 2015, and there have been no material events that would require recognition in our 2015 consolidated financial statements or disclosure in the Notes to the consolidated financial statements, except for a business acquisition completed on January 1, 2016, as discussed in Note 2 (Business Combinations). Additionally, on February 1, 2016, and subsequent to the announcement of our 2015 financial results on January 15, 2016, we reached an agreement in principle with the Federal Government to pay $1.2 billion to resolve certain civil claims related to our Federal Housing Administration lending activities. This agreement was considered to be a recognizable subsequent event under GAAP and required adjustment to our December 31, 2015 consolidated financial statements. Accordingly, we provided for an additional legal accrual that increased operating losses within noninterest expense by $200 million and, as a result, reduced net income for the year ended December 31, 2015, by $134 million, or $0.03 per common share. See Note 15 (Legal Actions) for additional information.

150	Wells Fargo & Company

Note 2: Business Combinations
We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. For information on additional contingent consideration related to acquisitions, which is considered to be a guarantee, see Note 14 (Guarantees, Pledged Assets and Collateral).
During 2015, we completed an acquisition of a small investment intermediary and purchased total assets of $3 million. We had two acquisitions pending as of December 31, 2015. The first acquisition, which closed on January 1, 2016, was the purchase of $4.0 billion of operating and capital leases associated with GE Railcar Services, which included 77,000 railcars and just over 1,000 locomotives. The second pending acquisition is the purchase of GE Capital's Commercial Distribution Finance and Vendor Finance businesses. The acquisition is expected to involve total assets of approximately $31 billion, and is expected to close in two phases. The North American portion, which represents approximately 90% of total assets to be acquired, is expected to close late in the first quarter of 2016. The international assets are expected to close in the second quarter of 2016. Approximately 2,900 full-time employees are expected to join Wells Fargo as a result of this transaction.
During 2014, we completed one acquisition of a railcar and locomotive leasing business with combined total assets of $422 million. Additionally, no business combinations were completed in 2013.

Wells Fargo & Company	151

Note 3: Cash, Loan and Dividend Restrictions
Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The total daily average required reserve balance for all our subsidiary banks was $10.6 billion in 2015 and $12.9 billion in 2014.
Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. They may not exceed 10% of the bank's capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank's capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 26 (Regulatory and Agency Capital Requirements) in this Report.
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

We also have a state-chartered subsidiary bank that is subject to state regulations that limit dividends. Under these provisions and regulatory limitations, our national and state-chartered subsidiary banks could have declared additional dividends of $17.8 billion at December 31, 2015, without obtaining prior regulatory approval. We have elected to retain capital at our national and state-chartered subsidiary banks to meet internal capital policy minimums and regulatory requirements associated with the implementation of Basel III. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. Based on retained earnings at December 31, 2015, our nonbank subsidiaries could have declared additional dividends of $9.5 billion at December 31, 2015, without obtaining prior approval.
The FRB's Capital Plan Rule (codified at 12 CFR 225.8 of Regulation Y) establishes capital planning and prior notice and approval requirements for capital distributions including dividends by certain bank holding companies. The FRB has also published guidance regarding its supervisory expectations for capital planning, including capital policies regarding the process relating to common stock dividend and repurchase decisions in SR Letter 15-18. The effect of this guidance is to require the approval of the FRB (or specifically under the Capital Plan Rule, a notice of non-objection) for the Company to repurchase or redeem common or perpetual preferred stock as well as to raise the per share quarterly dividend from its current level of $0.375 per share as declared by the Company’s Board of Directors on January 26, 2016, payable on March 1, 2016.

152	Wells Fargo & Company

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

Table 4.1 provides the detail of federal funds sold, securities purchased under short-term resale agreements (generally less than one year) and other short-term investments. The majority of interest-earning deposits at December 31, 2015 and 2014, were held at the Federal Reserve.

Table 4.1: Fed Funds Sold and Other Short-Term Investments

(in millions)	Dec 31, 2015	Dec 31, 2014
Federal funds sold and securities purchased under resale agreements	$45,828	36,856
Interest-earning deposits	220,409	219,220
Other short-term investments	3,893	2,353
Total	$270,130	258,429

As part of maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity meant to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. This includes commitments we have entered into to purchase securities under resale agreements from a central clearing organization that, at its option, require us to provide funding under such agreements. We do not have any outstanding amounts funded, and the amount of our unfunded contractual commitment was $2.2 billion and $2.6 billion as of December 31, 2015 and 2014, respectively.
We have classified securities purchased under long-term resale agreements (generally one year or more), which totaled $20.1 billion and $14.9 billion at December 31, 2015 and 2014, respectively, in loans. For additional information on the collateral we receive from other entities under resale agreements and securities borrowings, see the “Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements” section of Note 14 (Guarantees, Pledged Assets and Collateral).

Wells Fargo & Company	153

Note 5:  Investment Securities (continued)

Note 5: Investment Securities
Table 5.1 provides the amortized cost and fair value by major categories of available-for-sale securities, which are carried at fair value, and held-to-maturity debt securities, which are carried at amortized cost. The net unrealized gains (losses) for available-for-sale securities are reported on an after-tax basis as a component of cumulative OCI.

Table 5.1: Amortized Cost and Fair Value

(in millions)	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2015
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$36,374	24	(148)	36,250
Securities of U.S. states and political subdivisions	49,167	1,325	(502)	49,990
Mortgage-backed securities:
Federal agencies	103,391	1,983	(828)	104,546
Residential	7,843	740	(25)	8,558
Commercial	13,943	230	(85)	14,088
Total mortgage-backed securities	125,177	2,953	(938)	127,192
Corporate debt securities	15,548	312	(449)	15,411
Collateralized loan and other debt obligations (1)	31,210	125	(368)	30,967
Other (2)	5,842	115	(46)	5,911
Total debt securities	263,318	4,854	(2,451)	265,721
Marketable equity securities:
Perpetual preferred securities	819	112	(13)	918
Other marketable equity securities	239	482	(2)	719
Total marketable equity securities	1,058	594	(15)	1,637
Total available-for-sale securities	264,376	5,448	(2,466)	267,358
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,660	580	(73)	45,167
Securities of U.S. states and political subdivisions	2,185	65	—	2,250
Federal agency mortgage-backed securities	28,604	131	(314)	28,421
Collateralized loans and other debt obligations (1)	1,405	—	(24)	1,381
Other (2)	3,343	8	(3)	3,348
Total held-to-maturity securities	80,197	784	(414)	80,567
Total (3)	$344,573	6,232	(2,880)	347,925
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$25,898	44	(138)	25,804
Securities of U.S. states and political subdivisions	43,939	1,504	(499)	44,944
Mortgage-backed securities:
Federal agencies	107,850	2,990	(751)	110,089
Residential	8,213	1,080	(24)	9,269
Commercial	16,248	803	(57)	16,994
Total mortgage-backed securities	132,311	4,873	(832)	136,352
Corporate debt securities	14,211	745	(170)	14,786
Collateralized loan and other debt obligations (1)	25,137	408	(184)	25,361
Other (2)	6,251	295	(27)	6,519
Total debt securities	247,747	7,869	(1,850)	253,766
Marketable equity securities:
Perpetual preferred securities	1,622	148	(70)	1,700
Other marketable equity securities	284	1,694	(2)	1,976
Total marketable equity securities	1,906	1,842	(72)	3,676
Total available-for-sale-securities	249,653	9,711	(1,922)	257,442
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	40,886	670	(8)	41,548
Securities of U.S. states and political subdivisions	1,962	27	—	1,989
Federal agency mortgage-backed securities	5,476	165	—	5,641
Collateralized loans and other debt obligations (1)	1,404	—	(13)	1,391
Other (2)	5,755	35	—	5,790
Total held-to-maturity securities	55,483	897	(21)	56,359
Total (3)	$305,136	10,608	(1,943)	313,801

(1)
The available-for-sale portfolio includes collateralized debt obligations (CDOs) with a cost basis and fair value of $247 million and $257 million, respectively, at December 31, 2015, and $364 million and $500 million, respectively, at December 31, 2014. The held-to-maturity portfolio only includes collateralized loan obligations.

(2)
The “Other” category of available-for-sale securities predominantly includes asset-backed securities collateralized by credit cards, student loans, home equity loans and auto leases or loans and cash. Included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by auto leases or loans and cash with a cost basis and fair value of $1.9 billion each at December 31, 2015, and $3.8 billion each at December 31, 2014. Also included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by dealer floorplan loans with a cost basis and fair value of $1.4 billion each at December 31, 2015, and $1.9 billion and $2.0 billion, respectively, at December 31, 2014.

(3)
At December 31, 2015 and 2014, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies and government-sponsored entities (GSEs)) with a book value that exceeded 10% of stockholders’ equity.

154	Wells Fargo & Company

Gross Unrealized Losses and Fair Value
Table 5.2 shows the gross unrealized losses and fair value of securities in the investment securities portfolio by length of time that individual securities in each category have been in a continuous loss position. Debt securities on which we have taken credit-related OTTI write-downs are categorized as being "less than 12 months" or "12 months or more" in a continuous loss position based on the point in time that the fair value declined to below the cost basis and not the period of time since the credit-related OTTI write-down.

Table 5.2: Gross Unrealized Losses and Fair Value

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2015
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(148)	24,795	—	—	(148)	24,795
Securities of U.S. states and political subdivisions	(26)	3,453	(476)	12,377	(502)	15,830
Mortgage-backed securities:
Federal agencies	(522)	36,329	(306)	9,888	(828)	46,217
Residential	(20)	1,276	(5)	285	(25)	1,561
Commercial	(32)	4,476	(53)	2,363	(85)	6,839
Total mortgage-backed securities	(574)	42,081	(364)	12,536	(938)	54,617
Corporate debt securities	(244)	4,941	(205)	1,057	(449)	5,998
Collateralized loan and other debt obligations	(276)	22,214	(92)	4,844	(368)	27,058
Other	(33)	2,768	(13)	425	(46)	3,193
Total debt securities	(1,301)	100,252	(1,150)	31,239	(2,451)	131,491
Marketable equity securities:
Perpetual preferred securities	(1)	24	(12)	109	(13)	133
Other marketable equity securities	(2)	40	—	—	(2)	40
Total marketable equity securities	(3)	64	(12)	109	(15)	173
Total available-for-sale securities	(1,304)	100,316	(1,162)	31,348	(2,466)	131,664
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(73)	5,264	—	—	(73)	5,264
Federal agency mortgage-backed securities	(314)	23,115	—	—	(314)	23,115
Collateralized loan and other debt obligations	(20)	1,148	(4)	233	(24)	1,381
Other	(3)	1,096	—	—	(3)	1,096
Total held-to-maturity securities	(410)	30,623	(4)	233	(414)	30,856
Total	$(1,714)	130,939	(1,166)	31,581	(2,880)	162,520
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(16)	7,138	(122)	5,719	(138)	12,857
Securities of U.S. states and political subdivisions	(198)	10,228	(301)	3,725	(499)	13,953
Mortgage-backed securities:
Federal agencies	(16)	1,706	(735)	37,854	(751)	39,560
Residential	(18)	946	(6)	144	(24)	1,090
Commercial	(9)	2,202	(48)	1,532	(57)	3,734
Total mortgage-backed securities	(43)	4,854	(789)	39,530	(832)	44,384
Corporate debt securities	(102)	1,674	(68)	1,265	(170)	2,939
Collateralized loan and other debt obligations	(99)	12,755	(85)	3,958	(184)	16,713
Other	(23)	708	(4)	277	(27)	985
Total debt securities	(481)	37,357	(1,369)	54,474	(1,850)	91,831
Marketable equity securities:
Perpetual preferred securities	(2)	92	(68)	633	(70)	725
Other marketable equity securities	(2)	41	—	—	(2)	41
Total marketable equity securities	(4)	133	(68)	633	(72)	766
Total available-for-sale securities	(485)	37,490	(1,437)	55,107	(1,922)	92,597
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(8)	1,889	—	—	(8)	1,889
Collateralized loan and other debt obligations	(13)	1,391	—	—	(13)	1,391
Total held-to-maturity securities	(21)	3,280	—	—	(21)	3,280
Total	$(506)	40,770	(1,437)	55,107	(1,943)	95,877

Wells Fargo & Company	155

Note 5:  Investment Securities (continued)

We have assessed each security with gross unrealized losses included in the previous table for credit impairment. As part of that assessment we evaluated and concluded that we do not intend to sell any of the securities and that it is more likely than not that we will not be required to sell prior to recovery of the amortized cost basis. For debt securities, we evaluate, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the securities’ amortized cost basis. For equity securities, we consider numerous factors in determining whether impairment exists, including our intent and ability to hold the securities for a period of time sufficient to recover the cost basis of the securities.
For descriptions of the factors we consider when analyzing securities for impairment, see Note 1 (Summary of Significant Accounting Policies) and below.

SECURITIES OF U.S. TREASURY AND FEDERAL AGENCIES AND FEDERAL AGENCY MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with U.S. Treasury and federal agency securities and federal agency MBS are primarily driven by changes in interest rates and not due to credit losses given the explicit or implicit guarantees provided by the U.S. government.

SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS The unrealized losses associated with securities of U.S. states and political subdivisions are primarily driven by changes in the relationship between municipal and term funding credit curves rather than by changes to the credit quality of the underlying securities. Substantially all of these investments are investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase. Some of these securities are guaranteed by a bond insurer, but we did not rely on this guarantee when making our investment decision. These investments will continue to be monitored as part of our ongoing impairment analysis but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.

RESIDENTIAL AND COMMERCIAL MBS  The unrealized losses associated with private residential MBS and commercial MBS are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and/or prepayment rates. We estimate security losses by forecasting the underlying mortgage loans in each transaction. We use forecasted loan performance to project cash flows to the various tranches in the structure. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

CORPORATE DEBT SECURITIES  The unrealized losses associated with corporate debt securities are primarily related to unsecured debt obligations issued by various corporations. We evaluate the financial performance of each issuer on a quarterly basis to determine if the issuer can make all contractual principal and interest payments. Based upon this assessment, we expect to recover the entire amortized cost basis of these securities.

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

OTHER DEBT SECURITIES  The unrealized losses associated with other debt securities predominantly relate to other asset-backed securities. The losses are primarily driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

MARKETABLE EQUITY SECURITIES  Our marketable equity securities include investments in perpetual preferred securities, which provide attractive tax-equivalent yields. We evaluate these hybrid financial instruments with investment-grade ratings for impairment using an evaluation methodology similar to the approach used for debt securities. Perpetual preferred securities are not considered to be other-than-temporarily impaired if there is no evidence of credit deterioration or investment rating downgrades of any issuers to below investment grade, and we expect to continue to receive full contractual payments. We will continue to evaluate the prospects for these securities for recovery in their market value in accordance with our policy for estimating OTTI. We have recorded impairment write-downs on perpetual preferred securities where there was evidence of credit deterioration.

OTHER INVESTMENT SECURITIES MATTERS  The fair values of our investment securities could decline in the future if the underlying performance of the collateral for the residential and commercial MBS or other securities deteriorate, and our credit enhancement levels do not provide sufficient protection to our contractual principal and interest. As a result, there is a risk that significant OTTI may occur in the future.

156	Wells Fargo & Company

Table 5.3 shows the gross unrealized losses and fair value of debt and perpetual preferred investment securities by those rated investment grade and those rated less than investment grade according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as "speculative grade" by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on our internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $17 million and $3.7 billion, respectively, at December 31, 2015, and $25 million and $1.6 billion, respectively, at December 31, 2014. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

Table 5.3: Gross Unrealized Losses and Fair Value by Investment Grade

	Investment grade		Non-investment grade
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2015
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(148)	24,795	—	—
Securities of U.S. states and political subdivisions	(464)	15,470	(38)	360
Mortgage-backed securities:
Federal agencies	(828)	46,217	—	—
Residential	(12)	795	(13)	766
Commercial	(59)	6,361	(26)	478
Total mortgage-backed securities	(899)	53,373	(39)	1,244
Corporate debt securities	(140)	4,167	(309)	1,831
Collateralized loan and other debt obligations	(368)	27,058	—	—
Other	(43)	2,915	(3)	278
Total debt securities	(2,062)	127,778	(389)	3,713
Perpetual preferred securities	(13)	133	—	—
Total available-for-sale securities	(2,075)	127,911	(389)	3,713
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(73)	5,264	—	—
Federal agency mortgage-backed securities	(314)	23,115	—	—
Collateralized loan and other debt obligations	(24)	1,381	—	—
Other	(3)	1,096	—	—
Total held-to-maturity securities	(414)	30,856	—	—
Total	$(2,489)	158,767	(389)	3,713
December 31, 2014
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(138)	12,857	—	—
Securities of U.S. states and political subdivisions	(459)	13,600	(40)	353
Mortgage-backed securities:
Federal agencies	(751)	39,560	—	—
Residential	—	139	(24)	951
Commercial	(24)	3,366	(33)	368
Total mortgage-backed securities	(775)	43,065	(57)	1,319
Corporate debt securities	(39)	1,807	(131)	1,132
Collateralized loan and other debt obligations	(172)	16,609	(12)	104
Other	(23)	782	(4)	203
Total debt securities	(1,606)	88,720	(244)	3,111
Perpetual preferred securities	(70)	725	—	—
Total available-for-sale securities	(1,676)	89,445	(244)	3,111
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(8)	1,889	—	—
Collateralized loan and other debt obligations	(13)	1,391	—	—
Total held-to-maturity securities	(21)	3,280	—	—
Total	$(1,697)	92,725	(244)	3,111

Wells Fargo & Company	157

Note 5:  Investment Securities (continued)

Contractual Maturities
Table 5.4 shows the remaining contractual maturities and contractual weighted-average yields (taxable-equivalent basis) of available-for-sale debt securities. The remaining contractual principal maturities for MBS do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

Table 5.4: Contractual Maturities

			Remaining contractual maturity
	Total		Within one year		After one year through five years		After five years through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2015
Available-for-sale securities (1):
Securities of U.S. Treasury and federal agencies	$36,250	1.49%	$216	0.77%	$31,602	1.44%	$4,432	1.86%	$—	—%
Securities of U.S. states and political subdivisions	49,990	5.82	1,969	2.09	7,709	2.02	3,010	5.25	37,302	6.85
Mortgage-backed securities:
Federal agencies	104,546	3.29	3	6.55	373	1.58	1,735	3.84	102,435	3.29
Residential	8,558	4.17	—	—	34	5.11	34	6.03	8,490	4.16
Commercial	14,088	5.06	—	—	61	2.79	—	—	14,027	5.07
Total mortgage-backed securities	127,192	3.54	3	6.55	468	1.99	1,769	3.88	124,952	3.55
Corporate debt securities	15,411	4.57	1,960	3.84	6,731	4.47	5,459	4.76	1,261	5.47
Collateralized loan and other debt obligations	30,967	2.08	2	0.33	804	0.90	12,707	2.01	17,454	2.19
Other	5,911	2.05	68	2.47	1,228	2.57	953	1.94	3,662	1.89
Total available-for-sale debt securities at fair value	$265,721	3.55%	$4,218	2.84%	$48,542	1.98%	$28,330	2.98%	$184,631	4.07%
December 31, 2014
Available-for-sale securities (1):
Securities of U.S. Treasury and federal agencies	$25,804	1.49%	$181	1.47%	$22,348	1.44%	$3,275	1.83%	$—	—%
Securities of U.S. states and political subdivisions	44,944	5.66	3,568	1.71	7,050	2.19	3,235	5.13	31,091	6.96
Mortgage-backed securities:
Federal agencies	110,089	3.27	—	—	276	2.86	1,011	3.38	108,802	3.27
Residential	9,269	4.50	—	—	9	4.81	83	5.63	9,177	4.49
Commercial	16,994	5.16	1	0.28	62	2.71	5	1.30	16,926	5.17
Total mortgage-backed securities	136,352	3.59	1	0.28	347	2.88	1,099	3.54	134,905	3.59
Corporate debt securities	14,786	4.90	600	4.32	7,634	4.54	5,209	5.30	1,343	5.70
Collateralized loan and other debt obligations	25,361	1.83	23	1.95	944	0.71	8,472	1.67	15,922	1.99
Other	6,519	1.79	274	1.55	1,452	2.56	1,020	1.32	3,773	1.64
Total available-for-sale debt securities at fair value	$253,766	3.60%	$4,647	2.03%	$39,775	2.20%	$22,310	3.12%	$187,034	3.99%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on fair value and predominantly represent contractual coupon rates without effect for any related hedging derivatives.

158	Wells Fargo & Company

Table 5.5 shows the amortized cost and weighted-average yields of held-to-maturity debt securities by contractual maturity.

Table 5.5: Amortized Cost by Contractual Maturity

			Remaining contractual maturity
	Total		Within one year		After one year through five years		After five years through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2015
Held-to-maturity securities (1):
Amortized cost:
Securities of U.S. Treasury and federal agencies	$44,660	2.12%	$—	—%	$1,276	1.75%	$43,384	2.13%	$—	—%
Securities of U.S. states and political subdivisions	2,185	5.97	—	—	—	—	104	7.49	2,081	5.89
Federal agency mortgage-backed securities	28,604	3.47	—	—	—	—	—	—	28,604	3.47
Collateralized loan and other debt obligations	1,405	2.03	—	—	—	—	—	—	1,405	2.03
Other	3,343	1.68	—	—	2,351	1.74	992	1.53	—	—
Total held-to-maturity debt securities at amortized cost	$80,197	2.69%	$—	—%	$3,627	1.74%	$44,480	2.13%	$32,090	3.57%
December 31, 2014
Held-to-maturity securities (1):
Amortized cost:
Securities of U.S. Treasury and federal agencies	$40,886	2.12%	$—	—%	$—	—%	$40,886	2.12%	$—	—%
Securities of U.S. states and political subdivisions	1,962	5.60	—	—	—	—	9	6.60	1,953	5.59
Federal agency mortgage-backed securities	5,476	3.89	—	—	—	—	—	—	5,476	3.89
Collateralized loan and other debt obligations	1,404	1.96	—	—	—	—	—	—	1,404	1.96
Other	5,755	1.64	192	1.61	4,214	1.72	1,349	1.41	—	—
Total held-to-maturity debt securities at amortized cost	$55,483	2.37%	$192	1.61%	$4,214	1.72%	$42,244	2.10%	$8,833	3.96%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on amortized cost and predominantly represent contractual coupon rates.

Table 5.6 shows the fair value of held-to-maturity debt securities by contractual maturity.

Table 5.6: Fair Value by Contractual Maturity

		Remaining contractual maturity
	Total	Within one year	After one year through five years	After five years through ten years	After ten years
(in millions)	amount	Amount	Amount	Amount	Amount
December 31, 2015
Held-to-maturity securities:
Fair value:
Securities of U.S. Treasury and federal agencies	$45,167	—	1,298	43,869	—
Securities of U.S. states and political subdivisions	2,250	—	—	105	2,145
Federal agency mortgage-backed securities	28,421	—	—	—	28,421
Collateralized loan and other debt obligations	1,381	—	—	—	1,381
Other	3,348	—	2,353	995	—
Total held-to-maturity debt securities at fair value	$80,567	—	3,651	44,969	31,947
December 31, 2014
Held-to-maturity securities:
Fair Value:
Securities of U.S. Treasury and federal agencies	$41,548	—	—	41,548	—
Securities of U.S. states and political subdivisions	1,989	—	—	9	1,980
Federal agency mortgage-backed securities	5,641	—	—	—	5,641
Collateralized loan and other debt obligations	1,391	—	—	—	1,391
Other	5,790	193	4,239	1,358	—
Total held-to-maturity debt securities at fair value	$56,359	193	4,239	42,915	9,012

Wells Fargo & Company	159

Note 5:  Investment Securities (continued)

Realized Gains and Losses
Table 5.7 shows the gross realized gains and losses on sales and OTTI write-downs related to the available-for-sale securities portfolio, which includes marketable equity securities, as well as net realized gains and losses on nonmarketable equity investments (see Note 7 (Premises, Equipment, Lease Commitments and Other Assets)).

Table 5.7: Realized Gains and Losses

	Year ended December 31,
(in millions)	2015	2014	2013
Gross realized gains	$1,775	1,560	492
Gross realized losses	(67)	(14)	(24)
OTTI write-downs	(185)	(52)	(183)
Net realized gains from available-for-sale securities	1,523	1,494	285
Net realized gains from nonmarketable equity investments	1,659	1,479	1,158
Net realized gains from debt securities and equity investments	$3,182	2,973	1,443

Other-Than-Temporary Impairment
Table 5.8 shows the detail of total OTTI write-downs included in earnings for available-for-sale debt securities, marketable equity securities and nonmarketable equity investments. There were no OTTI write-downs on held-to-maturity securities during the years ended December 31, 2015, 2014 or 2013.

Table 5.8: OTTI Write-downs

	Year ended December 31,
(in millions)	2015	2014	2013
OTTI write-downs included in earnings
Debt securities:
Securities of U.S. states and political subdivisions	$18	11	2
Mortgage-backed securities:
Federal agencies	—	—	1
Residential	54	26	72
Commercial	4	9	53
Corporate debt securities (1)	105	1	4
Collateralized loan and other debt obligations	—	2	—
Other debt securities	2	—	26
Total debt securities	183	49	158
Equity securities:
Marketable equity securities:
Other marketable equity securities	2	3	25
Total marketable equity securities	2	3	25
Total investment securities	185	52	183
Nonmarketable equity investments (1)	374	270	161
Total OTTI write-downs included in earnings (1)	$559	322	344

(1)
December 31, 2015, includes $287 million in OTTI write-downs of energy investments, of which $104 million related to corporate debt securities and $183 million related to nonmarketable equity investments.

160	Wells Fargo & Company

Other-Than-Temporarily Impaired Debt Securities
Table 5.9 shows the detail of OTTI write-downs on available-for-sale debt securities included in earnings and the related changes in OCI for the same securities.

Table 5.9: OTTI Write-downs Included in Earnings

	Year ended December 31,
(in millions)	2015	2014	2013
OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$169	40	107
Intent-to-sell OTTI	14	9	51
Total recorded as part of gross realized losses	183	49	158
Changes to OCI for losses (reversal of losses) in non-credit-related OTTI (1):
Securities of U.S. states and political subdivisions	(1)	—	(2)
Residential mortgage-backed securities	(42)	(10)	(27)
Commercial mortgage-backed securities	(16)	(21)	(90)
Corporate debt securities	12	—	—
Collateralized loan and other debt obligations	—	—	(1)
Other debt securities	—	—	1
Total changes to OCI for non-credit-related OTTI	(47)	(31)	(119)
Total OTTI losses recorded on debt securities	$136	18	39

(1)
Represents amounts recorded to OCI for impairment, due to factors other than credit, on debt securities that have also had credit-related OTTI write-downs during the period. Increases represent initial or subsequent non-credit-related OTTI on debt securities. Decreases represent partial to full reversal of impairment due to recoveries in the fair value of securities due to non-credit factors.

Table 5.10 presents a rollforward of the OTTI credit loss that has been recognized in earnings as a write-down of available-for-sale debt securities we still own (referred to as "credit-impaired" debt securities) and do not intend to sell. Recognized credit loss represents the difference between the present value of expected future cash flows discounted using the security’s current effective interest rate and the amortized cost basis of the security prior to considering credit loss.

Table 5.10: Rollforward of OTTI Credit Loss

	Year ended December 31,
(in millions)	2015	2014	2013
Credit loss recognized, beginning of year	$1,025	1,171	1,289
Additions:
For securities with initial credit impairments	102	5	21
For securities with previous credit impairments	67	35	86
Total additions	169	40	107
Reductions:
For securities sold, matured, or intended/required to be sold	(93)	(169)	(194)
For recoveries of previous credit impairments (1)	(9)	(17)	(31)
Total reductions	(102)	(186)	(225)
Credit loss recognized, end of year	$1,092	1,025	1,171

(1)
Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Wells Fargo & Company	161

Note 6: Loans and Allowance for Credit Losses (continued)

Note 6: Loans and Allowance for Credit Losses
Table 6.1 presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include a total net reduction of $3.8 billion and $4.5 billion at

December 31, 2015 and 2014, respectively, for unearned income, net deferred loan fees, and unamortized discounts and premiums.

Table 6.1: Loans Outstanding

	December 31,
(in millions)	2015	2014	2013	2012	2011
Commercial:
Commercial and industrial	$299,892	271,795	235,358	223,703	205,824
Real estate mortgage	122,160	111,996	112,427	106,392	106,028
Real estate construction	22,164	18,728	16,934	16,983	19,470
Lease financing	12,367	12,307	12,371	12,736	13,387
Total commercial	456,583	414,826	377,090	359,814	344,709
Consumer:
Real estate 1-4 family first mortgage	273,869	265,386	258,507	249,912	229,408
Real estate 1-4 family junior lien mortgage	53,004	59,717	65,950	75,503	86,041
Credit card	34,039	31,119	26,882	24,651	22,905
Automobile	59,966	55,740	50,808	45,998	43,508
Other revolving credit and installment	39,098	35,763	43,049	42,473	43,060
Total consumer	459,976	447,725	445,196	438,537	424,922
Total loans	$916,559	862,551	822,286	798,351	769,631

Our foreign loans are reported by respective class of financing receivable in the table above. Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower’s primary address is outside of the United States. Table 6.2 presents total commercial foreign loans outstanding by class of financing receivable.

Table 6.2: Commercial Foreign Loans Outstanding

	December 31,
(in millions)	2015	2014	2013	2012	2011
Commercial foreign loans:
Commercial and industrial	$49,049	44,707	41,547	37,148	38,609
Real estate mortgage	8,350	4,776	5,328	52	53
Real estate construction	444	218	187	79	88
Lease financing	274	336	338	312	269
Total commercial foreign loans	$58,117	50,037	47,400	37,591	39,019

162	Wells Fargo & Company

Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2015 and 2014, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Our real estate 1-4 family mortgage loans to borrowers in the state of California represented approximately 13% of total loans at both December 31, 2015 and 2014, of which 2% were PCI loans in both years. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 5% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.
Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 9% of total loans at December 31, 2015, and 12% at December 31, 2014. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. We acquired an option payment loan portfolio (Pick-a-Pay) from Wachovia at December 31, 2008. A majority of the portfolio was identified as PCI loans. Since the acquisition, we have reduced our exposure to the option payment portion of the portfolio through our modification efforts and loss mitigation actions. At December 31, 2015, approximately 2% of total loans remained with the payment option feature compared with 10% at December 31, 2008.
Our first and junior lien lines of credit products generally have a draw period of 10 years (with some up to 15 or 20 years) with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of total outstanding balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. At December 31, 2015, our lines of credit portfolio had an outstanding balance of $63.6 billion, of which $9.6 billion, or 15%, is in its amortization period, another $11.3 billion, or 18%, of our total outstanding balance, will reach their end of draw period during 2016 through 2017, $6.8 billion, or 11%, during 2018 through 2020, and $35.9 billion, or 56%, will convert in subsequent years. This portfolio had unfunded credit commitments of $67.7 billion at December 31, 2015. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw period. At December 31, 2015, $506 million, or 5%, of outstanding lines of credit that are in their amortization period were 30 or more days past due, compared with $937 million, or 2%, for lines in their draw period. We have considered this increased inherent risk in our allowance for credit loss estimate. In anticipation of our borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.

Loan Purchases, Sales, and Transfers
Table 6.3 summarizes the proceeds paid or received for purchases and sales of loans and transfers from loans held for investment to mortgages/loans held for sale at lower of cost or fair value. This loan activity primarily includes loans purchased and sales of whole loan or participating interests, whereby we receive or transfer a portion of a loan after origination. The table excludes PCI loans and loans recorded at fair value, including loans originated for sale because their loan activity normally does not impact the allowance for credit losses.

Table 6.3: Loan Purchases, Sales, and Transfers

				Year ended December 31,
	2015			2014
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases (1)	$13,674	340	14,014	4,952	1,365	6,317
Sales (1)	(1,214)	(160)	(1,374)	(1,706)	(152)	(1,858)
Transfers to MHFS/LHFS (1)	(91)	(16)	(107)	(99)	(9,778)	(9,877)

(1)
All categories exclude activity in government insured/guaranteed real estate 1-4 family first mortgage loans. As servicer, we are able to buy delinquent insured/guaranteed loans out of the Government National Mortgage Association (GNMA) pools, and manage and/or resell them in accordance with applicable requirements. These loans are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Accordingly, these loans have limited impact on the allowance for loan losses.

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

Wells Fargo & Company	163

Note 6: Loans and Allowance for Credit Losses (continued)

approximately $75 billion at December 31, 2015 and $87 billion at December 31, 2014.
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2015 and 2014, we had $1.1 billion and $1.2 billion, respectively, of outstanding issued commercial letters of credit. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility for different purposes in one of several forms, including a standby letter of credit. See Note 14 (Guarantees, Pledged Assets and Collateral) for additional information on standby letters of credit.
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
For loans and commitments to lend, we generally require collateral or a guarantee. We may require various types of collateral, including commercial and consumer real estate, autos, other short-term liquid assets such as accounts receivable or inventory and long-lived assets, such as equipment and other business assets. Collateral requirements for each loan or commitment may vary based on the loan product and our assessment of a customer’s credit risk according to the specific credit underwriting, including credit terms and structure.

The contractual amount of our unfunded credit commitments, including unissued standby and commercial letters of credit, is summarized by portfolio segment and class of financing receivable in Table 6.4. The table excludes the standby and commercial letters of credit and temporary advance arrangements described above.
Table 6.4: Unfunded Credit Commitments

(in millions)	Dec 31, 2015	Dec 31, 2014
Commercial:
Commercial and industrial	$296,710	278,093
Real estate mortgage	7,378	6,134
Real estate construction	18,047	15,587
Lease financing	—	3
Total commercial	322,135	299,817
Consumer:
Real estate 1-4 family first mortgage	34,621	32,055
Real estate 1-4 family junior lien mortgage	43,309	45,492
Credit card	98,904	95,062
Other revolving credit and installment	27,899	24,816
Total consumer	204,733	197,425
Total unfunded credit commitments	$526,868	497,242

164	Wells Fargo & Company

Allowance for Credit Losses
Table 6.5 presents the allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments.

Table 6.5: Allowance for Credit Losses

	Year ended December 31,
(in millions)	2015	2014	2013	2012	2011
Balance, beginning of year	$13,169	14,971	17,477	19,668	23,463
Provision for credit losses	2,442	1,395	2,309	7,217	7,899
Interest income on certain impaired loans (1)	(198)	(211)	(264)	(315)	(332)
Loan charge-offs:
Commercial:
Commercial and industrial	(734)	(627)	(739)	(1,404)	(1,681)
Real estate mortgage	(59)	(66)	(190)	(382)	(636)
Real estate construction	(4)	(9)	(28)	(191)	(351)
Lease financing	(14)	(15)	(34)	(24)	(41)
Total commercial	(811)	(717)	(991)	(2,001)	(2,709)
Consumer:
Real estate 1-4 family first mortgage	(507)	(721)	(1,439)	(3,020)	(3,896)
Real estate 1-4 family junior lien mortgage	(635)	(864)	(1,579)	(3,437)	(3,765)
Credit card	(1,116)	(1,025)	(1,022)	(1,105)	(1,458)
Automobile	(742)	(729)	(625)	(651)	(797)
Other revolving credit and installment	(643)	(668)	(754)	(759)	(990)
Total consumer	(3,643)	(4,007)	(5,419)	(8,972)	(10,906)
Total loan charge-offs	(4,454)	(4,724)	(6,410)	(10,973)	(13,615)
Loan recoveries:
Commercial:
Commercial and industrial	252	369	396	472	426
Real estate mortgage	127	160	226	163	143
Real estate construction	37	136	137	124	146
Lease financing	8	8	17	20	25
Total commercial	424	673	776	779	740
Consumer:
Real estate 1-4 family first mortgage	245	212	246	157	405
Real estate 1-4 family junior lien mortgage	259	238	269	260	218
Credit card	175	161	127	188	257
Automobile	325	349	322	364	449
Other revolving credit and installment	134	146	161	191	247
Total consumer	1,138	1,106	1,125	1,160	1,576
Total loan recoveries	1,562	1,779	1,901	1,939	2,316
Net loan charge-offs (2)	(2,892)	(2,945)	(4,509)	(9,034)	(11,299)
Other	(9)	(41)	(42)	(59)	(63)
Balance, end of year	$12,512	13,169	14,971	17,477	19,668
Components:
Allowance for loan losses	$11,545	12,319	14,502	17,060	19,372
Allowance for unfunded credit commitments	967	850	469	417	296
Allowance for credit losses (3)	$12,512	13,169	14,971	17,477	19,668
Net loan charge-offs as a percentage of average total loans (2)	0.33%	0.35	0.56	1.17	1.49
Allowance for loan losses as a percentage of total loans (3)	1.26	1.43	1.76	2.13	2.52
Allowance for credit losses as a percentage of total loans (3)	1.37	1.53	1.82	2.19	2.56

(1)
Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize reductions in the allowance as interest income.

(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.

(3)
The allowance for credit losses includes $1 million, $11 million, $30 million, $117 million and $231 million at December 31, 2015, 2014, 2013, 2012, and 2011, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

Wells Fargo & Company	165

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.6 summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

Table 6.6: Allowance Activity by Portfolio Segment

	Year ended December 31,
	2015			2014
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of year	$6,377	6,792	13,169	6,103	8,868	14,971
Provision for credit losses	908	1,534	2,442	342	1,053	1,395
Interest income on certain impaired loans	(17)	(181)	(198)	(20)	(191)	(211)

Loan charge-offs	(811)	(3,643)	(4,454)	(717)	(4,007)	(4,724)
Loan recoveries	424	1,138	1,562	673	1,106	1,779
Net loan charge-offs	(387)	(2,505)	(2,892)	(44)	(2,901)	(2,945)
Other	(9)	—	(9)	(4)	(37)	(41)
Balance, end of year	$6,872	5,640	12,512	6,377	6,792	13,169

Table 6.7 disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

Table 6.7: Allowance by Impairment Methodology

	Allowance for credit losses			Recorded investment in loans
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
December 31, 2015
Collectively evaluated (1)	$5,999	3,436	9,435	452,063	420,705	872,768
Individually evaluated (2)	872	2,204	3,076	3,808	20,012	23,820
PCI (3)	1	—	1	712	19,259	19,971
Total	$6,872	5,640	12,512	456,583	459,976	916,559
December 31, 2014
Collectively evaluated (1)	$5,482	3,706	9,188	409,560	404,263	813,823
Individually evaluated (2)	884	3,086	3,970	3,759	21,649	25,408
PCI (3)	11	—	11	1,507	21,813	23,320
Total	$6,377	6,792	13,169	414,826	447,725	862,551

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

(3)
Represents the allowance and related loan carrying value determined in accordance with ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality (formerly SOP 3-3) and pursuant to amendments by ASU 2010-20 regarding allowance for PCI loans.

Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date, with the exception of updated Fair Isaac Corporation (FICO) scores and updated loan-to-value (LTV)/combined LTV (CLTV), which are obtained at least quarterly. Generally, these indicators are updated in the second month of each quarter, with updates no older than September 30, 2015. See the “Purchased Credit-Impaired Loans” section of this Note for credit quality information on our PCI portfolio.

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
Table 6.8 provides a breakdown of outstanding commercial loans by risk category. Of the $7.1 billion in criticized commercial real estate (CRE) loans at December 31, 2015, $1.0 billion has been placed on nonaccrual status and written down to net realizable collateral value. CRE loans have a high level of monitoring in place to manage these assets and mitigate loss exposure.

166	Wells Fargo & Company

Table 6.8: Commercial Loans by Risk Category

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2015
By risk category:
Pass	$281,356	115,025	21,546	11,772	429,699
Criticized	18,458	6,593	526	595	26,172
Total commercial loans (excluding PCI)	299,814	121,618	22,072	12,367	455,871
Total commercial PCI loans (carrying value)	78	542	92	—	712
Total commercial loans	$299,892	122,160	22,164	12,367	456,583
December 31, 2014
By risk category:
Pass	$255,611	103,319	17,661	11,723	388,314
Criticized	16,109	7,416	896	584	25,005
Total commercial loans (excluding PCI)	271,720	110,735	18,557	12,307	413,319
Total commercial PCI loans (carrying value)	75	1,261	171	—	1,507
Total commercial loans	$271,795	111,996	18,728	12,307	414,826

Table 6.9 provides past due information for commercial loans, which we monitor as part of our credit risk management practices.

Table 6.9: Commercial Loans by Delinquency Status

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2015
By delinquency status:
Current-29 DPD and still accruing	$297,847	120,415	21,920	12,313	452,495
30-89 DPD and still accruing	507	221	82	28	838
90+ DPD and still accruing	97	13	4	—	114
Nonaccrual loans	1,363	969	66	26	2,424
Total commercial loans (excluding PCI)	299,814	121,618	22,072	12,367	455,871
Total commercial PCI loans (carrying value)	78	542	92	—	712
Total commercial loans	$299,892	122,160	22,164	12,367	456,583
December 31, 2014
By delinquency status:
Current-29 DPD and still accruing	$270,624	109,032	18,345	12,251	410,252
30-89 DPD and still accruing	527	197	25	32	781
90+ DPD and still accruing	31	16	—	—	47
Nonaccrual loans	538	1,490	187	24	2,239
Total commercial loans (excluding PCI)	271,720	110,735	18,557	12,307	413,319
Total commercial PCI loans (carrying value)	75	1,261	171	—	1,507
Total commercial loans	$271,795	111,996	18,728	12,307	414,826

Wells Fargo & Company	167

Note 6: Loans and Allowance for Credit Losses (continued)

CONSUMER CREDIT QUALITY INDICATORS We have various classes of consumer loans that present unique risks. Loan delinquency, FICO credit scores and LTV for loan types are common credit quality indicators that we monitor and utilize in our evaluation of the appropriateness of the allowance for credit losses for the consumer portfolio segment.

Many of our loss estimation techniques used for the allowance for credit losses rely on delinquency-based models; therefore, delinquency is an important indicator of credit quality and the establishment of our allowance for credit losses. Table 6.10 provides the outstanding balances of our consumer portfolio by delinquency status.

Table 6.10: Consumer Loans by Delinquency Status

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Automobile	Other revolving credit and installment	Total
December 31, 2015
By delinquency status:
Current-29 DPD	$225,195	51,778	33,208	58,503	38,690	407,374
30-59 DPD	2,072	325	257	1,121	175	3,950
60-89 DPD	821	184	177	253	107	1,542
90-119 DPD	402	110	150	84	86	832
120-179 DPD	460	145	246	4	21	876
180+ DPD	3,376	393	1	1	19	3,790
Government insured/guaranteed loans (1)	22,353	—	—	—	—	22,353
Total consumer loans (excluding PCI)	254,679	52,935	34,039	59,966	39,098	440,717
Total consumer PCI loans (carrying value)	19,190	69	—	—	—	19,259
Total consumer loans	$273,869	53,004	34,039	59,966	39,098	459,976
December 31, 2014
By delinquency status:
Current-29 DPD	$208,642	58,182	30,356	54,365	35,356	386,901
30-59 DPD	2,415	398	239	1,056	180	4,288
60-89 DPD	993	220	160	235	111	1,719
90-119 DPD	488	158	136	78	82	942
120-179 DPD	610	194	227	5	21	1,057
180+ DPD	4,258	464	1	1	13	4,737
Government insured/guaranteed loans (1)	26,268	—	—	—	—	26,268
Total consumer loans (excluding PCI)	243,674	59,616	31,119	55,740	35,763	425,912
Total consumer PCI loans (carrying value)	21,712	101	—	—	—	21,813
Total consumer loans	$265,386	59,717	31,119	55,740	35,763	447,725

(1)
Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA. Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $12.4 billion at December 31, 2015, compared with $16.2 billion at December 31, 2014.

Of the $5.5 billion of consumer loans not government insured/guaranteed that are 90 days or more past due at December 31, 2015, $867 million was accruing, compared with $6.7 billion past due and $873 million accruing at December 31, 2014.
Real estate 1-4 family first mortgage loans 180 days or more past due totaled $3.4 billion, or 1.3% of total first mortgages (excluding PCI), at December 31, 2015, compared with $4.3 billion, or 1.7%, at December 31, 2014.
Table 6.11 provides a breakdown of our consumer portfolio by updated FICO. We obtain FICO scores at loan origination and the scores are updated at least quarterly. The majority of our portfolio is underwritten with a FICO score of 680 and above. FICO is not available for certain loan types and may not be obtained if we deem it unnecessary due to strong collateral and other borrower attributes, primarily security-based loans of $7.0 billion at December 31, 2015, and $5.9 billion at December 31, 2014.

168	Wells Fargo & Company

Table 6.11: Consumer Loans by FICO

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Automobile	Other revolving credit and installment	Total
December 31, 2015
By updated FICO:
< 600	$8,716	3,025	2,927	9,260	965	24,893
600-639	6,961	2,367	2,875	6,619	1,086	19,908
640-679	13,006	4,613	5,354	10,014	2,416	35,403
680-719	24,460	7,863	6,857	10,947	4,388	54,515
720-759	38,309	10,966	7,017	8,279	6,010	70,581
760-799	92,975	16,369	5,693	7,761	8,351	131,149
800+	44,452	6,895	3,090	6,654	6,510	67,601
No FICO available	3,447	837	226	432	2,395	7,337
FICO not required	—	—	—	—	6,977	6,977
Government insured/guaranteed loans (1)	22,353	—	—	—	—	22,353
Total consumer loans (excluding PCI)	254,679	52,935	34,039	59,966	39,098	440,717
Total consumer PCI loans (carrying value)	19,190	69	—	—	—	19,259
Total consumer loans	$273,869	53,004	34,039	59,966	39,098	459,976
December 31, 2014
By updated FICO:
< 600	$11,166	4,001	2,639	8,825	894	27,525
600-639	7,866	2,794	2,588	6,236	1,058	20,542
640-679	13,894	5,324	4,931	9,352	2,366	35,867
680-719	24,412	8,970	6,285	9,994	4,389	54,050
720-759	35,490	12,171	6,407	7,475	5,896	67,439
760-799	82,123	17,897	5,234	7,315	7,673	120,242
800+	39,219	7,581	2,758	6,184	5,819	61,561
No FICO available	3,236	878	277	359	1,814	6,564
FICO not required	—	—	—	—	5,854	5,854
Government insured/guaranteed loans (1)	26,268	—	—	—	—	26,268
Total consumer loans (excluding PCI)	243,674	59,616	31,119	55,740	35,763	425,912
Total consumer PCI loans (carrying value)	21,712	101	—	—	—	21,813
Total consumer loans	$265,386	59,717	31,119	55,740	35,763	447,725

(1)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

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

Table 6.12 shows the most updated LTV and CLTV distribution of the real estate 1-4 family first and junior lien mortgage loan portfolios. We consider the trends in residential real estate markets as we monitor credit risk and establish our allowance for credit losses. In the event of a default, any loss should be limited to the portion of the loan amount in excess of the net realizable value of the underlying real estate collateral value. Certain loans do not have an LTV or CLTV primarily due to industry data availability and portfolios acquired from or serviced by other institutions.

Wells Fargo & Company	169

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.12: Consumer Loans by LTV/CLTV

	December 31, 2015			December 31, 2014
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$109,558	15,805	125,363	95,719	15,603	111,322
60.01-80%	92,005	16,579	108,584	86,112	17,651	103,763
80.01-100%	22,765	11,385	34,150	25,170	14,004	39,174
100.01-120% (1)	4,480	5,545	10,025	6,133	7,254	13,387
> 120% (1)	2,065	3,051	5,116	2,856	4,058	6,914
No LTV/CLTV available	1,453	570	2,023	1,416	1,046	2,462
Government insured/guaranteed loans (2)	22,353	—	22,353	26,268	—	26,268
Total consumer loans (excluding PCI)	254,679	52,935	307,614	243,674	59,616	303,290
Total consumer PCI loans (carrying value)	19,190	69	19,259	21,712	101	21,813
Total consumer loans	$273,869	53,004	326,873	265,386	59,717	325,103

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

NONACCRUAL LOANS Table 6.13 provides loans on nonaccrual status. PCI loans are excluded from this table because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.

Table 6.13: Nonaccrual Loans

	December 31,
(in millions)	2015	2014
Commercial:
Commercial and industrial	$1,363	538
Real estate mortgage	969	1,490
Real estate construction	66	187
Lease financing	26	24
Total commercial (1)	2,424	2,239
Consumer:
Real estate 1-4 family first mortgage (2)	7,293	8,583
Real estate 1-4 family junior lien mortgage	1,495	1,848
Automobile	121	137
Other revolving credit and installment	49	41
Total consumer	8,958	10,609
Total nonaccrual loans (excluding PCI)	$11,382	12,848

(1)	Includes LHFS of $0 million and $1 million at December 31, 2015 and 2014, respectively.

(2)	Includes MHFS of $177 million and $177 million at December 31, 2015 and 2014, respectively.

LOANS IN PROCESS OF FORECLOSURE Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $11.0 billion and $12.7 billion at December 31, 2015 and 2014, respectively, which included $6.2 billion and $6.6 billion, respectively, of loans that are government insured/guaranteed. We commence the foreclosure process on consumer real estate loans when a borrower becomes 120 days delinquent in accordance with Consumer Finance Protection Bureau Guidelines. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state's courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law.

170	Wells Fargo & Company

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING   Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1‑4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $2.9 billion at December 31, 2015, and $3.7 billion at December 31, 2014, are not included in these past due and still accruing loans even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.
Table 6.14 shows non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.

Table 6.14: Loans 90 Days or More Past Due and Still Accruing

	Dec 31,	Dec 31,
(in millions)	2015	2014
Loans 90 days or more past due and still accruing:
Total (excluding PCI):	$14,380	17,810
Less: FHA insured/guaranteed by the VA (1)(2)	13,373	16,827
Less: Student loans guaranteed under the FFELP (3)	26	63
Total, not government insured/guaranteed	$981	920
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$97	31
Real estate mortgage	13	16
Real estate construction	4	—
Total commercial	114	47
Consumer:
Real estate 1-4 family first mortgage (2)	224	260
Real estate 1-4 family junior lien mortgage (2)	65	83
Credit card	397	364
Automobile	79	73
Other revolving credit and installment	102	93
Total consumer	867	873
Total, not government insured/guaranteed	$981	920

(1)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(2)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

(3)	Represents loans whose repayments are predominantly guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP.

5

Wells Fargo & Company	171

Note 6: Loans and Allowance for Credit Losses (continued)

IMPAIRED LOANS  Table 6.15 summarizes key information for impaired loans. Our impaired loans predominantly include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans generally have estimated losses which are included in the allowance for credit losses. We have impaired loans with no allowance for credit losses when loss content has been previously recognized through charge-offs and we do not anticipate additional charge-offs or losses, or certain loans are currently performing in accordance with their terms and for which no loss has been estimated. Impaired loans exclude PCI loans. Table 6.15 includes trial modifications that totaled $402 million at December 31, 2015, and $452 million at December 31, 2014.
For additional information on our impaired loans and allowance for credit losses, see Note 1 (Summary of Significant Accounting Policies).

Table 6.15: Impaired Loans Summary

		Recorded investment
(in millions)	Unpaid principal balance (1)	Impaired loans	Impaired loans with related allowance for credit losses	Related allowance for credit losses
December 31, 2015
Commercial:
Commercial and industrial	$2,746	1,835	1,648	435
Real estate mortgage	2,369	1,815	1,773	405
Real estate construction	262	131	112	23
Lease financing	38	27	27	9
Total commercial	5,415	3,808	3,560	872
Consumer:
Real estate 1-4 family first mortgage	19,626	17,121	11,057	1,643
Real estate 1-4 family junior lien mortgage	2,704	2,408	1,859	447
Credit card	299	299	299	94
Automobile	173	105	41	5
Other revolving credit and installment	86	79	71	15
Total consumer (2)	22,888	20,012	13,327	2,204
Total impaired loans (excluding PCI)	$28,303	23,820	16,887	3,076
December 31, 2014
Commercial:
Commercial and industrial	$1,524	926	757	240
Real estate mortgage	3,190	2,483	2,405	591
Real estate construction	491	331	308	45
Lease financing	33	19	19	8
Total commercial	5,238	3,759	3,489	884
Consumer:
Real estate 1-4 family first mortgage	21,324	18,600	12,433	2,322
Real estate 1-4 family junior lien mortgage	3,094	2,534	2,009	653
Credit card	338	338	338	98
Automobile	190	127	55	8
Other revolving credit and installment	60	50	42	5
Total consumer (2)	25,006	21,649	14,877	3,086
Total impaired loans (excluding PCI)	$30,244	25,408	18,366	3,970

(1)	Excludes the unpaid principal balance for loans that have been fully charged off or otherwise have zero recorded investment.

(2)
Years ended December 31, 2015 and 2014, include the recorded investment of $1.8 billion and $2.1 billion, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and generally do not have an allowance. Impaired loans may also have limited, if any, allowance when the recorded investment of the loan approximates estimated net realizable value as a result of charge-offs prior to a TDR modification.

172	Wells Fargo & Company

Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $363 million and $341 million at December 31, 2015 and 2014, respectively.
Table 6.16 provides the average recorded investment in impaired loans and the amount of interest income recognized on impaired loans by portfolio segment and class.

Table 6.16: Average Recorded Investment in Impaired Loans

	Year ended December 31,
	2015		2014		2013
(in millions)	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income
Commercial:
Commercial and industrial	$1,240	80	1,089	77	1,508	94
Real estate mortgage	2,128	140	2,924	150	3,842	141
Real estate construction	246	25	457	39	966	35
Lease financing	26	—	28	—	38	1
Total commercial	3,640	245	4,498	266	6,354	271
Consumer:
Real estate 1-4 family first mortgage	17,924	921	19,086	934	19,419	973
Real estate 1-4 family junior lien mortgage	2,480	137	2,547	142	2,498	143
Credit card	317	39	381	46	480	57
Automobile	115	13	154	18	232	29
Other revolving credit and installment	61	5	39	4	30	3
Total consumer	20,897	1,115	22,207	1,144	22,659	1,205
Total impaired loans (excluding PCI)	$24,537	1,360	26,705	1,410	29,013	1,476

Interest income:
Cash basis of accounting	$412	435	426
Other (1)	948	975	1,050
Total interest income	$1,360	1,410	1,476

(1)
Includes interest recognized on accruing TDRs, interest recognized related to certain impaired loans which have an allowance calculated using discounting, and amortization of purchase accounting adjustments related to certain impaired loans.

Wells Fargo & Company	173

Note 6: Loans and Allowance for Credit Losses (continued)

TROUBLED DEBT RESTRUCTURINGS (TDRs)  When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR. We do not consider any loans modified through a loan resolution such as foreclosure or short sale to be a TDR.
We may require some consumer borrowers experiencing financial difficulty to make trial payments generally for a period of three to four months, according to the terms of a planned permanent modification, to determine if they can perform according to those terms. These arrangements represent trial modifications, which we classify and account for as TDRs. While loans are in trial payment programs, their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms. The planned modifications for these arrangements predominantly involve interest rate reductions or other interest rate concessions; however, the exact concession type and resulting financial effect are usually not finalized and do not take effect until the loan is permanently modified. The trial period terms are developed in accordance with our proprietary programs or the U.S. Treasury’s Making Home Affordable programs for real estate 1-4 family first lien (i.e. Home Affordable Modification Program – HAMP) and junior lien (i.e. Second Lien Modification Program – 2MP) mortgage loans.

At December 31, 2015, the loans in trial modification period were $130 million under HAMP, $32 million under 2MP and $240 million under proprietary programs, compared with $149 million, $34 million and $269 million at December 31, 2014, respectively. Trial modifications with a recorded investment of $136 million at December 31, 2015, and $167 million at December 31, 2014, were accruing loans and $266 million and $285 million, respectively, were nonaccruing loans. Our experience is that substantially all of the mortgages that enter a trial payment period program are successful in completing the program requirements and are then permanently modified at the end of the trial period. Our allowance process considers the impact of those modifications that are probable to occur.
Table 6.17 summarizes our TDR modifications for the periods presented by primary modification type and includes the financial effects of these modifications. For those loans that modify more than once, the table reflects each modification that occurred during the period. Loans that both modify and pay off within the period, as well as changes in recorded investment during the period for loans modified in prior periods, are not included in the table.

174	Wells Fargo & Company

Table 6.17: TDR Modifications

	Primary modification type (1)				Financial effects of modifications
(in millions)	Principal (2)	Interest rate reduction	Other concessions (3)	Total	Charge- offs (4)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction (5)
Year ended December 31, 2015
Commercial:
Commercial and industrial	$10	33	1,806	1,849	62	1.11%	$33
Real estate mortgage	14	133	904	1,051	1	1.47	133
Real estate construction	11	15	72	98	—	0.95	15
Total commercial	35	181	2,782	2,998	63	1.36	181
Consumer:
Real estate 1-4 family first mortgage	400	339	1,892	2,631	53	2.50	656
Real estate 1-4 family junior lien mortgage	34	99	172	305	43	3.09	127
Credit card	—	166	—	166	—	11.44	166
Automobile	1	5	87	93	38	8.28	5
Other revolving credit and installment	—	27	8	35	1	5.94	27
Trial modifications (6)	—	—	44	44	—	—	—
Total consumer	435	636	2,203	3,274	135	4.21	981
Total	$470	817	4,985	6,272	198	3.77%	$1,162
Year ended December 31, 2014
Commercial:
Commercial and industrial	$4	51	914	969	36	1.53%	$51
Real estate mortgage	7	182	929	1,118	—	1.21	182
Real estate construction	—	10	270	280	—	2.12	10
Total commercial	11	243	2,113	2,367	36	1.32	243
Consumer:
Real estate 1-4 family first mortgage	571	401	2,690	3,662	92	2.50	833
Real estate 1-4 family junior lien mortgage	50	114	246	410	64	3.27	157
Credit card	—	155	—	155	—	11.40	155
Automobile	2	5	85	92	36	8.56	5
Other revolving credit and installment	—	12	16	28	—	5.26	12
Trial modifications (6)	—	—	(74)	(74)	—	—	—
Total consumer	623	687	2,963	4,273	192	3.84	1,162
Total	$634	930	5,076	6,640	228	3.41%	$1,405
Year ended December 31, 2013
Commercial:
Commercial and industrial	$19	177	1,081	1,277	17	4.71%	$177
Real estate mortgage	33	307	1,391	1,731	8	1.66	308
Real estate construction	—	12	381	393	4	1.07	12
Total commercial	52	496	2,853	3,401	29	2.72	497
Consumer:
Real estate 1-4 family first mortgage	1,143	1,170	3,681	5,994	233	2.64	2,019
Real estate 1-4 family junior lien mortgage	103	181	472	756	42	3.33	276
Credit card	—	182	—	182	—	10.38	182
Automobile	3	12	97	112	34	7.66	12
Other revolving credit and installment	—	10	12	22	—	4.87	10
Trial modifications (6)	—	—	50	50	—	—	—
Total consumer	1,249	1,555	4,312	7,116	309	3.31	2,499
Total	$1,301	2,051	7,165	10,517	338	3.21%	$2,996

(1)
Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $2.1 billion, $2.1 billion and $3.1 billion, for the years ended December 31, 2015, 2014, and 2013, respectively.

(2)
Principal modifications include principal forgiveness at the time of the modification, contingent principal forgiveness granted over the life of the loan based on borrower performance, and principal that has been legally separated and deferred to the end of the loan, with a zero percent contractual interest rate.

(3)
Other concessions include loan renewals, term extensions and other interest and noninterest adjustments, but exclude modifications that also forgive principal and/or reduce the contractual interest rate.

(4)
Charge-offs include write-downs of the investment in the loan in the period it is contractually modified. The amount of charge-off will differ from the modification terms if the loan has been charged down prior to the modification based on our policies. In addition, there may be cases where we have a charge-off/down with no legal principal modification. Modifications resulted in legally forgiving principal (actual, contingent or deferred) of $100 million, $149 million and $393 million for the years ended December 31, 2015, 2014, and 2013, respectively.

(5)
Reflects the effect of reduced interest rates on loans with an interest rate concession as one of their concession types, which includes loans reported as a principal primary modification type that also have an interest rate concession.

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

Wells Fargo & Company	175

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.18 summarizes permanent modification TDRs that have defaulted in the current period within 12 months of their permanent modification date. We are reporting these defaulted TDRs based on a payment default definition of 90 days past due for the commercial portfolio segment and 60 days past due for the consumer portfolio segment.

Table 6.18: Defaulted TDRs

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2015	2014	2013
Commercial:
Commercial and industrial	$66	62	235
Real estate mortgage	104	117	303
Real estate construction	4	4	70
Total commercial	174	183	608
Consumer:
Real estate 1-4 family first mortgage	187	334	370
Real estate 1-4 family junior lien mortgage	17	29	34
Credit card	52	51	59
Automobile	13	14	18
Other revolving credit and installment	3	2	1
Total consumer	272	430	482
Total	$446	613	1,090
Purchased Credit-Impaired Loans
Substantially all of our PCI loans were acquired from Wachovia on December 31, 2008, at which time we acquired commercial and consumer loans with a carrying value of $18.7 billion and $40.1 billion, respectively. The unpaid principal balance on December 31, 2008 was $98.2 billion for the total of commercial and consumer PCI loans. Table 6.19 presents PCI loans net of any remaining purchase accounting adjustments. Real estate 1-4 family first mortgage PCI loans are predominantly Pick-a-Pay loans.

Table 6.19: PCI Loans

	Dec 31,	Dec 31,
(in millions)	2015	2014
Commercial:
Commercial and industrial	$78	75
Real estate mortgage	542	1,261
Real estate construction	92	171
Total commercial	712	1,507
Consumer:
Real estate 1-4 family first mortgage	19,190	21,712
Real estate 1-4 family junior lien mortgage	69	101
Total consumer	19,259	21,813
Total PCI loans (carrying value)	$19,971	23,320
Total PCI loans (unpaid principal balance)	$28,278	32,924

176	Wells Fargo & Company

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

The change in the accretable yield related to PCI loans since the merger with Wachovia is presented in Table 6.20.

Table 6.20: Change in Accretable Yield

(in millions)	2015	2014	2013	2009-2012
Total, beginning of period	$17,790	17,392	18,548	10,447
Addition of accretable yield due to acquisitions	—	—	1	131
Accretion into interest income (1)	(1,429)	(1,599)	(1,833)	(9,351)
Accretion into noninterest income due to sales (2)	(28)	(37)	(151)	(242)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	1,166	2,243	971	5,354
Changes in expected cash flows that do not affect nonaccretable difference (3)	(1,198)	(209)	(144)	12,209
Total, end of period	$16,301	17,790	17,392	18,548

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)
Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

COMMERCIAL PCI CREDIT QUALITY INDICATORS Table 6.21 provides a breakdown of commercial PCI loans by risk category.

Table 6.21: Commercial PCI Loans by Risk Category

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2015
By risk category:
Pass	$35	298	68	401
Criticized	43	244	24	311
Total commercial PCI loans	$78	542	92	712
December 31, 2014
By risk category:
Pass	$21	783	118	922
Criticized	54	478	53	585
Total commercial PCI loans	$75	1,261	171	1,507

Wells Fargo & Company	177

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.22 provides past due information for commercial PCI loans.

Table 6.22: Commercial PCI Loans by Delinquency Status

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2015
By delinquency status:
Current-29 DPD and still accruing	$78	510	90	678
30-89 DPD and still accruing	—	2	—	2
90+ DPD and still accruing	—	30	2	32
Total commercial PCI loans	$78	542	92	712
December 31, 2014
By delinquency status:
Current-29 DPD and still accruing	$75	1,135	161	1,371
30-89 DPD and still accruing	—	48	5	53
90+ DPD and still accruing	—	78	5	83
Total commercial PCI loans	$75	1,261	171	1,507

CONSUMER PCI CREDIT QUALITY INDICATORS  Our consumer PCI loans were aggregated into several pools of loans at acquisition. Below, we have provided credit quality indicators based on the unpaid principal balance (adjusted for write-

downs) of the individual loans included in the pool, but we have not allocated the remaining purchase accounting adjustments, which were established at a pool level. Table 6.23 provides the delinquency status of consumer PCI loans.

Table 6.23: Consumer PCI Loans by Delinquency Status

	December 31, 2015			December 31, 2014
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By delinquency status:
Current-29 DPD and still accruing	$18,086	202	18,288	19,236	168	19,404
30-59 DPD and still accruing	1,686	7	1,693	1,987	7	1,994
60-89 DPD and still accruing	716	3	719	1,051	3	1,054
90-119 DPD and still accruing	293	2	295	402	2	404
120-179 DPD and still accruing	319	3	322	440	3	443
180+ DPD and still accruing	3,035	12	3,047	3,654	83	3,737
Total consumer PCI loans (adjusted unpaid principal balance)	$24,135	229	24,364	26,770	266	27,036
Total consumer PCI loans (carrying value)	$19,190	69	19,259	21,712	101	21,813

178	Wells Fargo & Company

Table 6.24 provides FICO scores for consumer PCI loans.

Table 6.24: Consumer PCI Loans by FICO

	December 31, 2015			December 31, 2014
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By FICO:
< 600	$5,737	52	5,789	7,708	75	7,783
600-639	4,754	38	4,792	5,416	53	5,469
640-679	6,208	48	6,256	6,718	69	6,787
680-719	4,283	43	4,326	4,008	39	4,047
720-759	1,914	24	1,938	1,728	13	1,741
760-799	910	13	923	875	6	881
800+	241	3	244	220	1	221
No FICO available	88	8	96	97	10	107
Total consumer PCI loans (adjusted unpaid principal balance)	$24,135	229	24,364	26,770	266	27,036
Total consumer PCI loans (carrying value)	$19,190	69	19,259	21,712	101	21,813

Table 6.25 shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV for real estate 1-4 family junior lien mortgages.

Table 6.25: Consumer PCI Loans by LTV/CLTV

	December 31, 2015			December 31, 2014
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$5,437	32	5,469	4,309	34	4,343
60.01-80%	10,036	65	10,101	11,264	71	11,335
80.01-100%	6,299	80	6,379	7,751	92	7,843
100.01-120% (1)	1,779	36	1,815	2,437	44	2,481
> 120% (1)	579	15	594	1,000	24	1,024
No LTV/CLTV available	5	1	6	9	1	10
Total consumer PCI loans (adjusted unpaid principal balance)	$24,135	229	24,364	26,770	266	27,036
Total consumer PCI loans (carrying value)	$19,190	69	19,259	21,712	101	21,813

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

Wells Fargo & Company	179

Note 7: Premises, Equipment, Lease Commitments and Other Assets
Table 7.1: Premises and Equipment

(in millions)	Dec 31, 2015	Dec 31, 2014
Land	$1,743	1,748
Buildings	8,479	8,155
Furniture and equipment	7,289	7,215
Leasehold improvements	2,131	2,009
Premises and equipment leased under capital leases	79	79
Total premises and equipment	19,721	19,206
Less: Accumulated depreciation and amortization	11,017	10,463
Net book value, premises and equipment	$8,704	8,743

Depreciation and amortization expense for premises and equipment was $1.2 billion in 2015, 2014 and 2013, respectively.
Dispositions of premises and equipment, included in noninterest expense, resulted in a net gain of $75 million in 2015, a net gain of $28 million in 2014 and a net loss of $15 million in 2013.
We have obligations under a number of noncancelable operating leases for premises and equipment. The leases predominantly expire over the next fifteen years, with the longest expiring in 2105, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. Table 7.2 provides the future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, with terms greater than one year as of December 31, 2015.
Table 7.2: Minimum Lease Payments

(in millions)	Operating leases	Capital leases
Year ended December 31,
2016	$1,131	2
2017	1,026	2
2018	902	3
2019	781	3
2020	628	3
Thereafter	2,234	6
Total minimum lease payments	$6,702	19
Executory costs		$(7)
Amounts representing interest		(4)
Present value of net minimum lease payments		$8
Operating lease rental expense (predominantly for premises), net of rental income, was $1.3 billion, in 2015, 2014 and 2013, respectively.

Table 7.3 presents the components of other assets.
Table 7.3: Other Assets

(in millions)	Dec 31, 2015	Dec 31, 2014
Nonmarketable equity investments:
Cost method:
Federal bank stock	$4,814	4,733
Private equity	1,626	2,300
Auction rate securities (1)	595	—
Total cost method	7,035	7,033
Equity method:
LIHTC (2)	8,314	7,278
Private equity	3,300	3,043
Tax-advantaged renewable energy	1,625	1,710
New market tax credit and other	408	379
Total equity method	13,647	12,410
Fair value (3)	3,065	2,512
Total nonmarketable equity investments	23,747	21,955
Corporate/bank-owned life insurance	19,199	18,982
Accounts receivable (4)	26,251	27,151
Interest receivable	5,065	4,871
Core deposit intangibles	2,539	3,561
Customer relationship and other amortized intangibles	614	857
Foreclosed assets:
Residential real estate:
Government insured/guaranteed (4)	446	982
Non-government insured/guaranteed	414	671
Non-residential real estate	565	956
Operating lease assets	3,782	2,714
Due from customers on acceptances	273	201
Other (5)	17,887	16,156
Total other assets	$100,782	99,057

(1)
Reflects auction rate perpetual preferred equity securities that were reclassified during 2015 with a cost basis of $689 million (fair value of $640 million) from available-for-sale securities because they do not trade on a qualified exchange.

(2)	Represents low income housing tax credit investments.

(3)	Represents nonmarketable equity investments for which we have elected the fair value option. See Note 17 (Fair Values of Assets and Liabilities) for additional information.

(4)
Certain government-guaranteed residential real estate mortgage loans upon foreclosure are included in Accounts receivable. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were predominantly insured by the FHA or guaranteed by the VA.

(5)
Includes derivatives designated as hedging instruments, derivatives not designated as hedging instruments, and derivative loan commitments, which are carried at fair value. See Note 16 (Derivatives) for additional information.

180	Wells Fargo & Company

Table 7.4 presents income (expense) related to nonmarketable equity investments.
Table 7.4: Nonmarketable Equity Investments

	Year ended December 31,
(in millions)	2015	2014	2013
Net realized gains from nonmarketable equity investments	$1,659	1,479	1,158
All other	(743)	(741)	(287)
Total	$916	738	871

Low Income Housing Tax Credit Investments We invest in affordable housing projects that qualify for the low income housing tax credit, which is designed to promote private development of low income housing. These investments generate a return primarily through realization of federal tax credits.
Total low income housing tax credit (LIHTC) investments were $8.3 billion and $7.3 billion at December 31, 2015 and 2014, respectively. In 2015, we recognized pre-tax losses of $708 million related to our LIHTC investments. We also recognized a total tax benefit of $1.1 billion in 2015, which included a tax credit of $829 million recorded in income taxes. We are periodically required to provide additional financial support during the investment period. Our liability for these unfunded commitments was $3.0 billion at December 31, 2015, of which predominantly all is expected to be paid over the next three years. This liability is included in long-term debt.

Wells Fargo & Company	181

Note 8: Securitizations and Variable Interest Entities (continued)

Note 8: Securitizations and Variable Interest Entities

Involvement with SPEs
In the normal course of business, we enter into various types of on- and off-balance sheet transactions with SPEs, which are corporations, trusts or partnerships that are established for a limited purpose. Generally, SPEs are formed in connection with securitization transactions. In a securitization transaction, assets are transferred to an SPE, which then issues to investors various forms of interests in those assets and may also enter into derivative transactions. In a securitization transaction where we transferred assets from our balance sheet, we typically receive cash and/or other interests in an SPE as proceeds for the assets we transfer. Also, in certain transactions, we may retain the right to service the transferred receivables and to repurchase those receivables from the SPE if the outstanding balance of the receivables falls to a level where the cost exceeds the benefits of servicing such receivables. In addition, we may purchase the right to service loans in an SPE that were transferred to the SPE by a third party.
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

SPEs formed in connection with securitization transactions are generally considered variable interest entities (VIEs). SPEs formed for other corporate purposes may be VIEs as well. A VIE is an entity that has either a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities or lack the ability to receive expected benefits or absorb obligations in a manner that’s consistent with their investment in the entity. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE and a variable interest that could potentially be significant to the VIE. A variable interest is a contractual, ownership or other interest whose value changes with changes in the fair value of the VIE’s net assets. To determine whether or not a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an on-going basis.
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

182	Wells Fargo & Company

Table 8.1 provides the classifications of assets and liabilities in our balance sheet for our transactions with VIEs.

Table 8.1: Balance Sheet Transactions with VIEs

(in millions)	VIEs that we do not consolidate	VIEs that we consolidate		Transfers that we account for as secured borrowings	Total
December 31, 2015
Cash	$—	157		—	157
Trading assets	1,340	1		203	1,544
Investment securities (1)	12,388	425		2,171	14,984
Loans	9,661	4,811		4,887	19,359
Mortgage servicing rights	12,518	—		—	12,518
Other assets	8,938	242		26	9,206
Total assets	44,845	5,636		7,287	57,768
Short-term borrowings	—	—		1,799	1,799
Accrued expenses and other liabilities	629	57	(2)	1	687
Long-term debt	3,021	1,301	(2)	4,844	9,166
Total liabilities	3,650	1,358		6,644	11,652
Noncontrolling interests	—	93		—	93
Net assets	$41,195	4,185		643	46,023
December 31, 2014
Cash	$—	117		4	121
Trading assets	2,165	—		204	2,369
Investment securities (1)	18,271	875		4,592	23,738
Loans	13,195	4,509		5,280	22,984
Mortgage servicing rights	12,562	—		—	12,562
Other assets	7,456	316		52	7,824
Total assets	53,649	5,817		10,132	69,598
Short-term borrowings	—	—		3,141	3,141
Accrued expenses and other liabilities	848	49	(2)	1	898
Long-term debt	2,585	1,628	(2)	4,990	9,203
Total liabilities	3,433	1,677		8,132	13,242
Noncontrolling interests	—	103		—	103
Net assets	$50,216	4,037		2,000	56,253

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.

(2)	There were no VIE liabilities with recourse to the general credit of Wells Fargo for the periods presented.

Transactions with Unconsolidated VIEs
Our transactions with VIEs include securitizations of residential mortgage loans, CRE loans, student loans, auto loans and leases and dealer floorplan loans; investment and financing activities involving collateralized debt obligations (CDOs) backed by asset-backed and CRE securities, tax credit structures, collateralized loan obligations (CLOs) backed by corporate loans, and other types of structured financing. We have various forms of involvement with VIEs, including servicing, holding senior or subordinated interests, entering into liquidity arrangements, credit default swaps and other derivative contracts. Involvements with these unconsolidated VIEs are recorded on our balance sheet primarily in trading assets, investment securities, loans, MSRs, other assets, other liabilities, and long-term debt, as appropriate.
Table 8.2 provides a summary of unconsolidated VIEs with which we have significant continuing involvement, but we are not the primary beneficiary. We do not consider our continuing involvement in an unconsolidated VIE to be significant when it relates to third-party sponsored VIEs for which we were not the transferor (unless we are servicer and have other significant forms of involvement) or if we were the sponsor only or sponsor and servicer but do not have any other forms of significant involvement.
Significant continuing involvement includes transactions where we were the sponsor or transferor and have other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where we solely or materially participated in the initial design or structuring of the entity or marketing of the transaction to investors. When we transfer assets to a VIE and account for the transfer as a sale, we are considered the transferor. We consider investments in securities (other than those held temporarily in trading), loans, guarantees, liquidity agreements, written options and servicing of collateral to be other forms of involvement that may be significant. We have excluded certain transactions with unconsolidated VIEs from the balances presented in the following table where we have determined that our continuing involvement is not significant due to the temporary nature and size of our variable interests, because we were not the transferor or because we were not involved in the design of the unconsolidated VIEs. We also exclude from the table secured

Wells Fargo & Company	183

Note 8: Securitizations and Variable Interest Entities (continued)

borrowing transactions with unconsolidated VIEs (for information on these transactions, see the Transactions with Consolidated VIEs and Secured Borrowings section in this Note).

Table 8.2: Unconsolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2015
Residential mortgage loan securitizations:
Conforming (2)	$1,199,225	2,458	11,665	—	(386)	13,737
Other/nonconforming	24,809	1,228	141	—	(1)	1,368
Commercial mortgage securitizations	184,959	6,323	712	203	(26)	7,212
Collateralized debt obligations:
Debt securities	3,247	—	—	64	(57)	7
Loans (3)	3,314	3,207	—	—	—	3,207
Asset-based finance structures	13,063	8,956	—	(66)	—	8,890
Tax credit structures	26,099	9,094	—	—	(3,047)	6,047
Collateralized loan obligations	898	213	—	—	—	213
Investment funds	1,131	47	—	—	—	47
Other (4)	12,690	511	—	(44)	—	467
Total	$1,469,435	32,037	12,518	157	(3,517)	41,195
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Total exposure
Residential mortgage loan securitizations:
Conforming		$2,458	11,665	—	1,452	15,575
Other/nonconforming		1,228	141	—	1	1,370
Commercial mortgage securitizations		6,323	712	203	7,152	14,390
Collateralized debt obligations:
Debt securities		—	—	64	57	121
Loans (3)		3,207	—	—	—	3,207
Asset-based finance structures		8,956	—	76	444	9,476
Tax credit structures		9,094	—	—	866	9,960
Collateralized loan obligations		213	—	—	—	213
Investment funds		47	—	—	—	47
Other (4)		511	—	117	150	778
Total		$32,037	12,518	460	10,122	55,137

(continued on following page)

184	Wells Fargo & Company

(continued from previous page)

		Carrying value - asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2014
Residential mortgage loan securitizations:
Conforming (2)	$1,268,200	2,846	11,684	—	(581)	13,949
Other/nonconforming	32,213	1,644	209	—	(8)	1,845
Commercial mortgage securitizations	196,510	8,756	650	251	(32)	9,625
Collateralized debt obligations:
Debt securities	5,039	11	—	163	(105)	69
Loans (3)	5,347	5,221	—	—	—	5,221
Asset-based finance structures	18,954	13,044	—	(71)	—	12,973
Tax credit structures	22,859	7,809	—	—	(2,585)	5,224
Collateralized loan obligations	1,251	518	—	—	—	518
Investment funds	2,764	49	—	—	—	49
Other (4)	12,912	747	19	(18)	(5)	743
Total	$1,566,049	40,645	12,562	325	(3,316)	50,216
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Total exposure
Residential mortgage loan securitizations:
Conforming		$2,846	11,684	—	2,507	17,037
Other/nonconforming		1,644	209	—	345	2,198
Commercial mortgage securitizations		8,756	650	251	5,715	15,372
Collateralized debt obligations:
Debt securities		11	—	163	105	279
Loans (3)		5,221	—	—	—	5,221
Asset-based finance structures		13,044	—	89	656	13,789
Tax credit structures		7,809	—	—	725	8,534
Collateralized loan obligations		518	—	—	38	556
Investment funds		49	—	—	—	49
Other (4)		747	19	150	156	1,072
Total		$40,645	12,562	653	10,247	64,107

(1)
Includes total equity interests of $8.9 billion and $8.1 billion at December 31, 2015 and 2014, respectively. Also includes debt interests in the form of both loans and securities. Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(2)
Excludes assets and related liabilities with a recorded carrying value on our balance sheet of $1.3 billion and $1.7 billion at December 31, 2015 and 2014, respectively, for certain delinquent loans that are eligible for repurchase primarily from GNMA loan securitizations. The recorded carrying value represents the amount that would be payable if the Company was to exercise the repurchase option. The carrying amounts are excluded from the table because the loans eligible for repurchase do not represent interests in the VIEs.

(3)
Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest primarily in senior tranches from a diversified pool of primarily U.S. asset securitizations, of which all are current and 70% were rated as investment grade by the primary rating agencies at both December 31, 2015 and 2014. These senior loans are accounted for at amortized cost and are subject to the Company’s allowance and credit charge-off policies.

(4)
Includes structured financing and credit-linked note structures. Also contains investments in auction rate securities (ARS) issued by VIEs that we do not sponsor and, accordingly, are unable to obtain the total assets of the entity.

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

RESIDENTIAL MORTGAGE LOANS  Residential mortgage loan securitizations are financed through the issuance of fixed-rate or floating-rate asset-backed securities, which are collateralized by the loans transferred to a VIE. We typically transfer loans we originated to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. We also may be exposed to limited liability related to recourse agreements and repurchase

Wells Fargo & Company	185

Note 8: Securitizations and Variable Interest Entities (continued)

agreements we make to our issuers and purchasers, which are included in other commitments and guarantees. In certain instances, we may service residential mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. Our residential mortgage loan securitizations consist of conforming and nonconforming securitizations.
Conforming residential mortgage loan securitizations are those that are guaranteed by the GSEs, including GNMA. Because of the power of the GSEs over the VIEs that hold the assets from these conforming residential mortgage loan securitizations, we do not consolidate them.
The loans sold to the VIEs in nonconforming residential mortgage loan securitizations are those that do not qualify for a GSE guarantee. We may hold variable interests issued by the VIEs, including senior securities. We do not consolidate the nonconforming residential mortgage loan securitizations included in the table because we either do not hold any variable interests, hold variable interests that we do not consider potentially significant or are not the primary servicer for a majority of the VIE assets.
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

COMMERCIAL MORTGAGE LOAN SECURITIZATIONS Commercial mortgage loan securitizations are financed through the issuance of fixed or floating-rate asset-backed securities, which are collateralized by the loans transferred to the VIE. In a typical securitization, we may transfer loans we originate to these VIEs, account for the transfers as sales, retain the right to service the loans and may hold other beneficial interests issued by the VIEs. In certain instances, we may service commercial mortgage loan securitizations structured by third parties whose loans we did not originate or transfer. We typically serve as primary or master servicer of these VIEs. The primary or master servicer in a commercial mortgage loan securitization typically cannot make the most significant decisions impacting the performance of the VIE and therefore does not have power over the VIE. We do not consolidate the commercial mortgage loan securitizations included in the disclosure because we either do not have power or do not have a variable interest that could potentially be significant to the VIE.

COLLATERALIZED DEBT OBLIGATIONS (CDOs)  A CDO is a securitization where a VIE purchases a pool of assets consisting of asset-backed securities and issues multiple tranches of equity or notes to investors. In some CDOs, a portion of the assets are obtained synthetically through the use of derivatives such as credit default swaps or total return swaps.
In addition to our role as arranger we may have other forms of involvement with these CDOs. Such involvement may include acting as liquidity provider, derivative counterparty, secondary market maker or investor. For certain CDOs, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer.
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

ASSET-BASED FINANCE STRUCTURES  We engage in various forms of structured finance arrangements with VIEs that are collateralized by various asset classes including energy contracts, auto and other transportation loans and leases, intellectual property, equipment and general corporate credit. We typically provide senior financing, and may act as an interest rate swap or commodity derivative counterparty when necessary. In most cases, we are not the primary beneficiary of these structures because we do not have power over the significant activities of the VIEs involved in them.
In fourth quarter 2014, we sold $8.3 billion of government guaranteed student loans, including the rights to service the loans, to a third party, resulting in a $217 million gain. In connection with the sale, we provided $6.5 billion in floating-rate loan financing to an asset backed financing entity (VIE) formed by the third party purchaser. Our financing, which is fully collateralized by government guaranteed student loans, is measured at amortized cost and classified in loans on the balance sheet. The collateral supporting our loan includes a portion of the student loans we sold. We are not the primary beneficiary of the VIE and, therefore, are not required to consolidate the entity as we do not have power over the significant activities of the entity. For information on the estimated fair value of the loan and related sensitivity analysis, see the Retained Interests from Unconsolidated VIEs section in this Note.
In addition, we also have investments in asset-backed securities that are collateralized by auto leases or loans and cash. These fixed-rate and variable-rate securities have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by VIEs that have been formed by third party auto financing institutions primarily because they require a source of liquidity to fund ongoing vehicle sales operations. The third party auto financing institutions manage the collateral in the VIEs, which is

186	Wells Fargo & Company

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

OTHER TRANSACTIONS WITH VIEs  Other VIEs include entities that issue auction rate securities (ARS) which are debt instruments with long-term maturities that re-price more frequently, and preferred equities with no maturity. At December 31, 2015, we held $502 million of ARS issued by VIEs compared with $567 million at December 31, 2014. We acquired the ARS pursuant to agreements entered into in 2008 and 2009.
We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.

TRUST PREFERRED SECURITIES  VIEs that we wholly own issue debt securities or preferred equity to third party investors. All of the proceeds of the issuance are invested in debt securities or preferred equity that we issue to the VIEs. The VIEs’

operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us, even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. In our consolidated balance sheet at December 31, 2015 and 2014, we reported the debt securities issued to the VIEs as long-term junior subordinated debt with a carrying value of $2.2 billion and $2.1 billion, respectively, and the preferred equity securities issued to the VIEs as preferred stock with a carrying value of $2.5 billion at both dates. These amounts are in addition to the involvements in these VIEs included in the preceding table.
In 2013, we redeemed $2.8 billion of trust preferred securities that will no longer count as Tier 1 capital under the Dodd-Frank Act and the Basel Committee recommendations known as the Basel III standards.

Loan Sales and Securitization Activity
We periodically transfer consumer and CRE loans and other types of financial assets in securitization and whole loan sale transactions. We typically retain the servicing rights from these sales and may continue to hold other beneficial interests in the transferred financial assets. We may also provide liquidity to investors in the beneficial interests and credit enhancements in the form of standby letters of credit. Through these transfers we may be exposed to liability under limited amounts of recourse as well as standard representations and warranties we make to purchasers and issuers. Table 8.3 presents the cash flows for our transfers accounted for as sales.

Table 8.3: Cash Flows From Sales and Securitization Activity

	Year ended December 31,
	2015		2014		2013
(in millions)	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets
Proceeds from securitizations and whole loan sales	$202,335	531	164,331	—	357,807	—
Fees from servicing rights retained	3,675	5	4,062	8	4,240	10
Cash flows from other interests held (1)	1,297	38	1,417	75	2,284	93
Repurchases of assets/loss reimbursements (2):
Non-agency securitizations and whole loan transactions	14	—	6	—	18	—
Agency securitizations (3)	300	—	316	—	1,079	—
Servicing advances, net of repayments	(764)	—	(170)	—	(34)	—

(1)	Cash flows from other interests held include principal and interest payments received on retained bonds and excess cash flows received on interest-only strips.

(2)
Consists of cash paid to repurchase loans from investors and cash paid to investors to reimburse them for losses on individual loans that are already liquidated. In addition, during 2015, we paid $19 million to third-party investors to settle repurchase liabilities on pools of loans, compared to $78 million and $1.3 billion in 2014 and 2013, respectively.

(3)
Represent loans repurchased from GNMA, FNMA, and FHLMC under representation and warranty provisions included in our loan sales contracts. Excludes $11.3 billion in delinquent insured/guaranteed loans that we service and have exercised our option to purchase out of GNMA pools in 2015, compared with $13.8 billion and $15.8 billion in 2014 and 2013, respectively. These loans are predominantly insured by the FHA or guaranteed by the VA.

In 2015, 2014, and 2013, we recognized net gains of $506 million, $288 million and $149 million, respectively, from transfers accounted for as sales of financial assets. These net gains primarily relate to commercial mortgage securitizations and residential mortgage securitizations where the loans were not already carried at fair value.
Sales with continuing involvement during 2015, 2014 and 2013 predominantly related to securitizations of residential mortgages that are sold to the government-sponsored entities (GSEs), including FNMA, FHLMC and GNMA (conforming residential mortgage securitizations). During 2015, 2014 and

2013 we transferred $186.6 billion, $155.8 billion and $343.9 billion, respectively, in fair value of residential mortgages to unconsolidated VIEs and third-party investors and recorded the transfers as sales. Substantially all of these transfers did not result in a gain or loss because the loans were already carried at fair value. In connection with all of these transfers, in 2015 we recorded a $1.6 billion servicing asset, measured at fair value using a Level 3 measurement technique, securities of $1.9 billion, classified as Level 2, and a $43 million liability for repurchase losses which reflects management’s estimate of probable losses related to various representations and

Wells Fargo & Company	187

Note 8: Securitizations and Variable Interest Entities (continued)

warranties for the loans transferred, initially measured at fair value. In 2014, we recorded a $1.2 billion servicing asset, securities of $751 million and a $44 million liability. In 2013, we recorded a $3.5 billion servicing asset and a $143 million liability.
Table 8.4 presents the key weighted-average assumptions we used to measure residential mortgage servicing rights at the date of securitization.

Table 8.4: Residential Mortgage Servicing Rights

	Residential mortgage servicing rights
	2015	2014	2013
Year ended December 31,
Prepayment speed (1)	12.1%	12.4	11.2
Discount rate	7.3	7.6	7.3
Cost to service ($ per loan) (2)	$223	259	184

(1)
The prepayment speed assumption for residential mortgage servicing rights includes a blend of prepayment speeds and default rates. Prepayment speed assumptions are influenced by mortgage interest rate inputs as well as our estimation of drivers of borrower behavior.

(2)	Includes costs to service and unreimbursed foreclosure costs, which can vary period to period depending on the mix of modified government-guaranteed loans sold to GNMA.

During 2015, 2014 and 2013, we transferred $17.3 billion, $10.3 billion and $5.6 billion, respectively, in carrying value of commercial mortgages to unconsolidated VIEs and third-party investors and recorded the transfers as sales. These transfers resulted in gains of $338 million in 2015, $198 million in 2014 and $152 million in 2013, respectively, because the loans were carried at lower of cost or market value (LOCOM). In connection with these transfers, in 2015 we recorded a servicing asset of $180 million, initially measured at fair value using a Level 3 measurement technique, and securities of $241 million, classified as Level 2. In 2014, we recorded a servicing asset of $99 million and securities of $100 million. In 2013, we recorded a servicing asset of $20 million and securities of $54 million.

Retained Interests from Unconsolidated VIEs
Table 8.5 provides key economic assumptions and the sensitivity of the current fair value of residential mortgage servicing rights and other interests held to immediate adverse changes in those assumptions. “Other interests held” relate predominantly to residential and commercial mortgage loan securitizations. Residential mortgage-backed securities retained in securitizations issued through GSEs, such as FNMA, FHLMC and GNMA, are excluded from the table because these securities have a remote risk of credit loss due to the GSE guarantee. These securities also have economic characteristics similar to GSE mortgage-backed securities that we purchase, which are not included in the table. Subordinated interests include only those bonds whose credit rating was below AAA by a major rating agency at issuance. Senior interests include only those bonds whose credit rating was AAA by a major rating agency at issuance. The information presented excludes trading positions held in inventory.

188	Wells Fargo & Company

Table 8.5: Retained Interests from Unconsolidated VIEs

		Other interests held
	Residential mortgage servicing rights (1)	Interest-only strips	Consumer	Commercial (2)
($ in millions, except cost to service amounts)			Subordinated bonds	Subordinated bonds	Senior bonds
Fair value of interests held at December 31, 2015	$12,415	34	1	342	673
Expected weighted-average life (in years)	6.0	3.6	11.6	1.9	5.8

Key economic assumptions:
Prepayment speed assumption (3)	11.4%	19.0	15.1
Decrease in fair value from:
10% adverse change	$616	1	—
25% adverse change	1,463	3	—

Discount rate assumption	7.3%	13.8	10.5	5.3	3.0
Decrease in fair value from:
100 basis point increase	$605	1	—	6	33
200 basis point increase	1,154	1	—	11	63

Cost to service assumption ($ per loan)	168
Decrease in fair value from:
10% adverse change	567
25% adverse change	1,417

Credit loss assumption			1.1%	2.8	—
Decrease in fair value from:
10% higher losses			$—	—	—
25% higher losses			—	2	—
Fair value of interests held at December 31, 2014	$12,738	117	36	294	546
Expected weighted-average life (in years)	5.7	3.9	5.5	2.9	6.2

Key economic assumptions:
Prepayment speed assumption (3)	12.5%	11.4	7.1
Decrease in fair value from:
10% adverse change	$738	2	—
25% adverse change	1,754	6	—

Discount rate assumption	7.6%	18.7	3.9	4.7	2.8
Decrease in fair value from:
100 basis point increase	$617	2	2	8	29
200 basis point increase	1,178	4	3	15	55

Cost to service assumption ($ per loan)	179
Decrease in fair value from:
10% adverse change	579
25% adverse change	1,433

Credit loss assumption			0.4%	4.1	—
Decrease in fair value from:
10% higher losses			$—	3	—
25% higher losses			—	10	—

(1)	See narrative following this table for a discussion of commercial mortgage servicing rights.

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

Wells Fargo & Company	189

Note 8: Securitizations and Variable Interest Entities (continued)

In addition to residential mortgage servicing rights (MSRs) included in the previous table, we have a small portfolio of commercial MSRs with a fair value of $1.7 billion and $1.6 billion at December 31, 2015 and 2014, respectively. The nature of our commercial MSRs, which are carried at LOCOM, is different from our residential MSRs. Prepayment activity on serviced loans does not significantly impact the value of commercial MSRs because, unlike residential mortgages, commercial mortgages experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage. Additionally, for our commercial MSR portfolio, we are typically master/primary servicer, but not the special servicer, who is separately responsible for the servicing and workout of delinquent and foreclosed loans. It is the special servicer, similar to our role as servicer of residential mortgage loans, who is affected by higher servicing and foreclosure costs due to an increase in delinquent and foreclosed loans. Accordingly, prepayment speeds and costs to service are not key assumptions for commercial MSRs as they do not significantly impact the valuation. The primary economic driver impacting the fair value of our commercial MSRs is forward interest rates, which are derived from market observable yield curves used to price capital markets instruments. Market interest rates most significantly affect interest earned on custodial deposit balances. The sensitivity of the current fair value to an immediate adverse 25% change in the assumption about interest earned on deposit balances at December 31, 2015, and 2014, results in a decrease in fair value of $150 million and $185 million, respectively. See Note 9 (Mortgage Banking Activities) for further information on our commercial MSRs.
We also have a loan to an unconsolidated third party VIE that we extended in fourth quarter 2014 in conjunction with our sale of government guaranteed student loans. The loan is carried at amortized cost and approximates fair value at December 31, 2015 and 2014. The carrying amount of the loan at December 31, 2015 and 2014, was $4.9 billion and $6.5 billion, respectively. The estimated fair value of the loan is considered a Level 3 measurement that is determined using discounted cash flows that are based on changes in the discount rate due to changes in the risk premium component (credit spreads). The primary economic assumption impacting the fair value of our loan is the discount rate. Changes in the credit loss assumption are not expected to affect the estimated fair value of the loan due to the government guarantee of the underlying collateral. The sensitivity of the current fair value to an immediate adverse increase of 200 basis points in the risk premium component of the discount rate assumption is a decrease in fair value of $82 million and $130 million at December 31, 2015 and 2014, respectively. For more information on the student loan sale, see the discussion on Asset-Based Finance Structures earlier in this Note.
The sensitivities in the preceding paragraphs and table are hypothetical and caution should be exercised when relying on this data. Changes in value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in value may not be linear. Also, the effect of a variation in a particular assumption on the value of the other interests held is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in others (for example, changes in prepayment speed estimates could result in changes in the credit losses), which might magnify or counteract the sensitivities.

Off-Balance Sheet Loans
Table 8.6 presents information about the principal balances of off-balance sheet loans that were sold or securitized, including residential mortgage loans sold to FNMA, FHLMC, GNMA and other investors, for which we have some form of continuing involvement (primarily servicer). Delinquent loans include loans 90 days or more past due and loans in bankruptcy, regardless of delinquency status. For loans sold or securitized where servicing is our only form of continuing involvement, we would only experience a loss if we were required to repurchase a delinquent loan or foreclosed asset due to a breach in representations and warranties associated with our loan sale or servicing contracts.

Table 8.6: Off-Balance Sheet Loans Sold or Securitized

					Net charge-offs
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended
	December 31,		December 31,		December 31,
(in millions)	2015	2014	2015	2014	2015	2014
Commercial:
Real estate mortgage	$110,815	114,081	6,670	7,949	383	621
Total commercial	110,815	114,081	6,670	7,949	383	621
Consumer:
Real estate 1-4 family first mortgage	1,235,662	1,322,136	20,904	28,639	814	1,209
Real estate 1-4 family junior lien mortgage	—	1	—	—	—	—
Other revolving credit and installment	—	1,599	—	75	—	1
Total consumer	1,235,662	1,323,736	20,904	28,714	814	1,210
Total off-balance sheet sold or securitized loans (2)	$1,346,477	1,437,817	27,574	36,663	1,197	1,831

(1)	Includes $5.0 billion and $3.3 billion of commercial foreclosed assets and $2.2 billion and $2.7 billion of consumer foreclosed assets at December 31, 2015 and 2014, respectively.

(2)
At December 31, 2015 and 2014, the table includes total loans of $1.2 trillion and $1.3 trillion, delinquent loans of $12.1 billion and $16.5 billion, and foreclosed assets of $1.7 billion and $2.4 billion, respectively, for FNMA, FHLMC and GNMA. Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.

190	Wells Fargo & Company

Transactions with Consolidated VIEs and Secured Borrowings
Table 8.7 presents a summary of financial assets and liabilities for asset transfers accounted for as secured borrowings and involvements with consolidated VIEs. “Assets” are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.” For VIEs that obtain exposure synthetically through derivative instruments, the remaining notional amount of the derivative is included in “Total VIE assets.” On the consolidated balance sheet, we separately disclose the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs.

Table 8.7: Transactions with Consolidated VIEs and Secured Borrowings

		Carrying value
(in millions)	Total VIE assets	Assets	Liabilities	Noncontrolling interests	Net assets
December 31, 2015
Secured borrowings:
Municipal tender option bond securitizations	$2,818	2,400	(1,800)	—	600
Commercial real estate loans	—	—	—	—	—
Residential mortgage securitizations	4,738	4,887	(4,844)	—	43
Total secured borrowings	7,556	7,287	(6,644)	—	643
Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	4,134	3,654	(1,239)	—	2,415
Commercial real estate loans	1,185	1,185	—	—	1,185
Structured asset finance	54	20	(18)	—	2
Investment funds	482	482	—	—	482
Other	305	295	(101)	(93)	101
Total consolidated VIEs	6,160	5,636	(1,358)	(93)	4,185
Total secured borrowings and consolidated VIEs	$13,716	12,923	(8,002)	(93)	4,828
December 31, 2014
Secured borrowings:
Municipal tender option bond securitizations	$5,422	4,837	(3,143)	—	1,694
Commercial real estate loans	250	250	(63)	—	187
Residential mortgage securitizations	4,804	5,045	(4,926)	—	119
Total secured borrowings	10,476	10,132	(8,132)	—	2,000
Consolidated VIEs:
Nonconforming residential mortgage loan securitizations	5,041	4,491	(1,509)	—	2,982
Structured asset finance	47	47	(23)	—	24
Investment funds	904	904	(2)	—	902
Other	431	375	(143)	(103)	129
Total consolidated VIEs	6,423	5,817	(1,677)	(103)	4,037
Total secured borrowings and consolidated VIEs	$16,899	$15,949	$(9,809)	$(103)	$6,037

In addition to the structure types included in the previous table, at both December 31, 2015 and 2014, we had approximately $6.0 billion of private placement debt financing issued through a consolidated VIE. The issuance is classified as long-term debt in our consolidated financial statements. At December 31, 2015, we pledged approximately $529 million in loans (principal and interest eligible to be capitalized), and $5.9 billion in available-for-sale securities to collateralize the VIE's borrowings, compared with $637 million and $5.7 billion, respectively, at December 31, 2014. These assets were not transferred to the VIE, and accordingly we have excluded the VIE from the previous table.
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

MUNICIPAL TENDER OPTION BOND SECURITIZATIONS  As part of our normal investment portfolio activities, we consolidate municipal bond trusts that hold highly rated, long-term, fixed-rate municipal bonds, the majority of which are rated AA or better. Our residual interests in these trusts generally allow us to capture the economics of owning the securities outright, and constructively make decisions that significantly impact the economic performance of the municipal bond vehicle, primarily by directing the sale of the municipal bonds owned by the vehicle. In addition, the residual interest owners have the right to receive benefits and bear losses that are proportional to owning the underlying municipal bonds in the trusts. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly or other basis to third-party investors. Under certain conditions, if we elect to terminate the trusts and withdraw the underlying assets, the third party investors are entitled to a small portion of any unrealized gain on the

Wells Fargo & Company	191

Note 8: Securitizations and Variable Interest Entities (continued)

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

192	Wells Fargo & Company

Note 9: Mortgage Banking Activities
Mortgage banking activities, included in the Community Banking and Wholesale Banking operating segments, consist of residential and commercial mortgage originations, sale activity and servicing.

We apply the amortization method to commercial MSRs and apply the fair value method to residential MSRs. Table 9.1 presents the changes in MSRs measured using the fair value method.

Table 9.1: Analysis of Changes in Fair Value MSRs

	Year ended December 31,
(in millions)	2015	2014	2013
Fair value, beginning of year	$12,738	15,580	11,538
Servicing from securitizations or asset transfers	1,556	1,196	3,469
Sales and other (1)	(9)	(7)	(583)
Net additions	1,547	1,189	2,886
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (2)	247	(2,150)	4,362
Servicing and foreclosure costs (3)	(83)	(20)	(228)
Discount rates (4)	—	(55)	—
Prepayment estimates and other (5)	50	103	(736)
Net changes in valuation model inputs or assumptions	214	(2,122)	3,398
Other changes in fair value (6)	(2,084)	(1,909)	(2,242)
Total changes in fair value	(1,870)	(4,031)	1,156
Fair value, end of year	$12,415	12,738	15,580

(1)	Includes sales and transfers of MSRs, which can result in an increase of total reported MSRs if the sales or transfers are related to nonperforming loan portfolios.

(2)	Includes prepayment speed changes as well as other valuation changes due to changes in mortgage interest rates (such as changes in estimated interest earned on custodial deposit balances).

(3)	Includes costs to service and unreimbursed foreclosure costs.

(4)	Reflects discount rate assumption change, excluding portion attributable to changes in mortgage interest rates.

(5)
Represents changes driven by other valuation model inputs or assumptions including prepayment speed estimation changes and other assumption updates. Prepayment speed estimation changes are influenced by observed changes in borrower behavior and other external factors that occur independent of interest rate changes.

(6)	Represents changes due to collection/realization of expected cash flows over time.

Table 9.2 presents the changes in amortized MSRs.

Table 9.2: Analysis of Changes in Amortized MSRs

	Year ended December 31,
(in millions)	2015	2014	2013
Balance, beginning of year	$1,242	1,229	1,160
Purchases	144	157	176
Servicing from securitizations or asset transfers	180	110	147
Amortization	(258)	(254)	(254)
Balance, end of year (1)	$1,308	1,242	1,229
Fair value of amortized MSRs:
Beginning of year	$1,637	1,575	1,400
End of year	1,680	1,637	1,575

(1)
Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs.

Wells Fargo & Company	193

Note 9:  Mortgage Banking Activities  (continued)

We present the components of our managed servicing portfolio in Table 9.3 at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

Table 9.3: Managed Servicing Portfolio

(in billions)	Dec 31, 2015	Dec 31, 2014
Residential mortgage servicing:
Serviced for others	$1,300	1,405
Owned loans serviced	345	342
Subserviced for others	4	5
Total residential servicing	1,649	1,752
Commercial mortgage servicing:
Serviced for others	478	456
Owned loans serviced	122	112
Subserviced for others	7	7
Total commercial servicing	607	575
Total managed servicing portfolio	$2,256	2,327
Total serviced for others	$1,778	1,861
Ratio of MSRs to related loans serviced for others	0.77%	0.75

Table 9.4 presents the components of mortgage banking noninterest income.

Table 9.4: Mortgage Banking Noninterest Income

		Year ended December 31,
(in millions)		2015	2014	2013
Servicing income, net:
Servicing fees:
Contractually specified servicing fees		$4,037	4,285	4,442
Late charges		198	203	216
Ancillary fees		288	319	343
Unreimbursed direct servicing costs (1)		(625)	(694)	(1,074)
Net servicing fees		3,898	4,113	3,927
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(A)	214	(2,122)	3,398
Other changes in fair value (3)		(2,084)	(1,909)	(2,242)
Total changes in fair value of MSRs carried at fair value		(1,870)	(4,031)	1,156
Amortization		(258)	(254)	(254)
Net derivative gains (losses) from economic hedges (4)	(B)	671	3,509	(2,909)
Total servicing income, net		2,441	3,337	1,920
Net gains on mortgage loan origination/sales activities		4,060	3,044	6,854
Total mortgage banking noninterest income		$6,501	6,381	8,774
Market-related valuation changes to MSRs, net of hedge results (2)(4)	(A)+(B)	$885	1,387	489

(1)	Primarily associated with foreclosure expenses and unreimbursed interest advances to investors.

(2)	Refer to the changes in fair value of MSRs table in this Note for more detail.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from economic hedges used to hedge the risk of changes in fair value of MSRs. See Note 16 (Derivatives Not Designated as Hedging Instruments) for additional discussion and detail.

194	Wells Fargo & Company

Table 9.5 summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated balance sheet and the provision for repurchase losses reduces net gains on mortgage loan origination/sales activities in "Mortgage banking" in our consolidated income statement. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs, the Federal Housing Finance Agency (FHFA), and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The Company reached settlements with both FHLMC and FNMA in 2013, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that is reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses exceeded our recorded liability by $293 million at December 31, 2015, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) used in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions. Our estimate of reasonably possible losses decreased in 2015 as court rulings during the year provided a better understanding of our exposure to repurchase risk.

Table 9.5: Analysis of Changes in Liability for Mortgage Loan Repurchase Losses

	Year ended December 31,
(in millions)	2015	2014	2013
Balance, beginning of year	$615	899	2,206
Provision for repurchase losses:
Loan sales	43	44	143
Change in estimate (1)	(202)	(184)	285
Net additions (reductions)	(159)	(140)	428
Losses (2)	(78)	(144)	(1,735)
Balance, end of year	$378	615	899

(1)	Results from changes in investor demand, mortgage insurer practices, credit and the financial stability of correspondent lenders.

(2)
Year ended December 31, 2013, reflects $746 million and $508 million as a result of the settlements reached with FHLMC and FNMA, respectively, that resolved substantially all repurchase liabilities associated with loans sold to FHLMC prior to January 1, 2009 and loans sold to FNMA that were originated prior to January 1, 2009.

Wells Fargo & Company	195

Note 10:  Intangible Assets  (continued)

Note 10: Intangible Assets

Table 10.1 presents the gross carrying value of intangible assets and accumulated amortization.

Table 10.1: Intangible Assets

	December 31, 2015			December 31, 2014
(in millions)	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs (2)	$3,228	(1,920)	1,308	2,906	(1,664)	1,242
Core deposit intangibles	12,834	(10,295)	2,539	12,834	(9,273)	3,561
Customer relationship and other intangibles	3,163	(2,549)	614	3,179	(2,322)	857
Total amortized intangible assets	$19,225	(14,764)	4,461	18,919	(13,259)	5,660
Unamortized intangible assets:
MSRs (carried at fair value) (2)	$12,415			12,738
Goodwill	25,529			25,705
Trademark	14			14

(1)	Excludes fully amortized intangible assets.

(2)	See Note 9 (Mortgage Banking Activities) for additional information on MSRs.

Table 10.2 provides the current year and estimated future amortization expense for amortized intangible assets. We based our projections of amortization expense shown below on existing asset balances at December 31, 2015. Future amortization expense may vary from these projections.

Table 10.2: Amortization Expense for Intangible Assets

(in millions)	Amortized MSRs	Core deposit intangibles	Customer relationship and other intangibles	Total
Year ended December 31, 2015 (actual)	$258	1,022	227	1,507
Estimate for year ended December 31,
2016	$259	919	208	1,386
2017	206	851	193	1,250
2018	170	769	185	1,124
2019	148	—	10	158
2020	135	—	6	141

For our goodwill impairment analysis, we allocate all of the goodwill to the individual operating segments. We identify reporting units that are one level below an operating segment (referred to as a component), and distinguish these reporting units based on how the segments and components are managed, taking into consideration the economic characteristics, nature of the products and customers of the components. At the time we acquire a business, we allocate goodwill to applicable reporting units based on their relative fair value, and if we have a significant business reorganization, we may reallocate the goodwill. See Note 24 (Operating Segments) for further information on management reporting.

196	Wells Fargo & Company

Table 10.3 shows the allocation of goodwill to our reportable operating segments for purposes of goodwill impairment testing.

Table 10.3: Goodwill

(in millions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Consolidated Company
December 31, 2013 (1)	$16,878	7,557	1,202	25,637
Reduction in goodwill related to divested businesses and other	(8)	(11)	—	(19)
Goodwill from business combinations	—	87	—	87
December 31, 2014	$16,870	7,633	1,202	25,705
Reduction in goodwill related to divested businesses and other	(21)	(158)	—	(179)
Goodwill from business combinations	—	—	3	3
December 31, 2015	$16,849	7,475	1,205	25,529

(1)	December 31, 2013 has been revised to reflect realignment of our operating segments. See Note 24 (Operating Segments) for additional information.

Note 11: Deposits
Table 11.1 presents a summary of the time certificates of deposit (CDs) and other time deposits issued by domestic and foreign offices.

Table 11.1: Time Certificates of Deposit

	December 31,
(in billions)	2015	2014
Total domestic and foreign	$98.5	124.9
Domestic:
$100,000 or more	48.9	14.7
$250,000 or more	43.0	6.9
Foreign:
$100,000 or more	9.5	16.4
$250,000 or more	9.5	16.4

Substantially all CDs and other time deposits issued by domestic and foreign offices were interest bearing. The contractual maturities of these deposits are presented in Table 11.2.

Table 11.2: Contractual Maturities of CDs and Other Time Deposits

(in millions)	December 31, 2015
2016	$81,846
2017	5,549
2018	3,643
2019	2,200
2020	1,121
Thereafter	4,155
Total	$98,514

The contractual maturities of the domestic time deposits with a denomination of $100,000 or more are presented in Table 11.3.

Table 11.3: Contractual Maturities of Domestic Time Deposits

(in millions)	2015
Three months or less	$36,683
After three months through six months	6,010
After six months through twelve months	2,143
After twelve months	4,091
Total	$48,927

Demand deposit overdrafts of $523 million and $581 million were included as loan balances at December 31, 2015 and 2014, respectively.

Wells Fargo & Company	197

Note 12: Short-Term Borrowings
Table 12.1 shows selected information for short-term borrowings, which generally mature in less than 30 days. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of Note 14 (Guarantees, Pledged Assets and Collateral).

Table 12.1: Short-Term Borrowings

	2015		2014		2013
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Federal funds purchased and securities sold under agreements to repurchase	$82,948	0.21%	$51,052	0.07%	$36,263	0.05%
Commercial paper	334	0.81	2,456	0.34	5,162	0.18
Other short-term borrowings (1)	14,246	(0.10)	10,010	0.07	12,458	0.31
Total	$97,528	0.17	$63,518	0.08	$53,883	0.12
Year ended December 31,
Average daily balance
Federal funds purchased and securities sold under agreements to repurchase	$75,021	0.09	$44,680	0.08	$36,227	0.08
Commercial paper	1,583	0.36	4,751	0.17	4,702	0.25
Other short-term borrowings (1)	10,861	(0.08)	10,680	0.18	13,787	0.22
Total	$87,465	0.07	$60,111	0.10	$54,716	0.13
Maximum month-end balance
Federal funds purchased and securities sold under agreements to repurchase (2)	$89,800	N/A	$51,052	N/A	$39,451	N/A
Commercial paper (3)	3,552	N/A	6,070	N/A	5,700	N/A
Other short-term borrowings (4)	14,246	N/A	12,209	N/A	16,564	N/A
N/A- Not applicable

(1)	Negative other short-term borrowings rate in 2015 is a result of increased customer demand for certain securities in stock loan transactions combined with the impact of low interest rates.

(2)	Highest month-end balance in each of the last three years was October 2015, December 2014 and May 2013.

(3)	Highest month-end balance in each of the last three years was March 2015, March 2014 and March 2013.

(4)	Highest month-end balance in each of the last three years was December 2015, June 2014 and March 2013.

198	Wells Fargo & Company

Note 13: Long-Term Debt

We issue long-term debt denominated in multiple currencies, predominantly in U.S. dollars. Our issuances have both fixed and floating interest rates. As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, a major portion of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship. See Note 16 (Derivatives) for further information on qualifying hedge contracts.

Table 13.1 presents a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and purchase accounting adjustments, where applicable. The interest rates displayed represent the range of contractual rates in effect at December 31, 2015. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

Table 13.1: Long-Term Debt

	December 31,
	2015			2014
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2016-2045	0.375-6.75%	$68,604	54,441
Floating-rate notes	2016-2048	0.070-3.152	15,942	15,317
Structured notes (1)	2016-2053	0.00-3.890	5,672	4,825
Total senior debt - Parent			90,218	74,583
Subordinated
Fixed-rate notes (2)	2016-2045	3.45-7.574%	25,119	19,688
Floating-rate notes	2016	0.691	639	1,215
Total subordinated debt - Parent			25,758	20,903
Junior subordinated
Fixed-rate notes - hybrid trust securities	2029-2036	5.95-7.95%	1,398	1,378
Floating-rate notes	2027	0.821-1.321	280	272
Total junior subordinated debt - Parent (3)			1,678	1,650
Total long-term debt - Parent (2)			117,654	97,136
Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes			—	500
Floating-rate notes	2016-2053	0.084-0.806%	6,694	4,969
Floating-rate extendible notes (4)	2016-2017	0.407-0.766	6,315	11,048
Fixed-rate advances - Federal Home Loan Bank (FHLB) (5)	2016-2031	3.83-7.50	102	125
Floating-rate advances - FHLB (5)	2017-2020	0.32-0.87	37,000	34,000
Structured notes (1)	2016-2025	2.45-7.15	1	4
Capital leases (Note 7)	2016-2025	7.045-17.775	8	9
Total senior debt - Bank			50,120	50,655
Subordinated
Fixed-rate notes	2016-2038	5.25-7.74%	7,927	10,310
Floating-rate notes	2016-2017	0.572-2.64	989	994
Total subordinated debt - Bank			8,916	11,304
Junior subordinated
Floating-rate notes	2027	0.932-0.971%	322	313
Total junior subordinated debt - Bank (3)			322	313
Long-term debt issued by VIE - Fixed rate (6)	2020-2047	0.00-7.00%	456	609
Long-term debt issued by VIE - Floating rate (6)	2016-2047	0.00-18.78	845	996
Mortgage notes and other debt (7)	2016-2065	0.37-9.20	16,365	16,239
Total long-term debt - Bank			77,024	80,116

(continued on following page)

Wells Fargo & Company	199

Note 13: Long-Term Debt (continued)

(continued from previous page)

	December 31,
	2015			2014
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes	2016-2023	2.774-3.70%	4,628	6,317
FixFloat notes			—	20
Structured notes (1)	2021	0.427%	1	1
Total senior debt - Other consolidated subsidiaries			4,629	6,338
Junior subordinated
Floating-rate notes	2027	0.822%	155	155
Total junior subordinated debt - Other consolidated subsidiaries (3)			155	155
Long-term debt issued by VIE - Fixed rate (6)			—	23
Mortgage notes and other (7)	2017-2018	1.625-5.125%	74	175
Total long-term debt - Other consolidated subsidiaries			4,858	6,691
Total long-term debt			$199,536	183,943

(1)
Largely consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see the "Derivatives Not Designated as Hedging Instruments" section in Note 16 (Derivatives). In addition, a major portion consists of zero coupon callable notes where interest is paid as part of the final redemption amount.

(2)
Includes fixed-rate subordinated notes issued by the Parent at a discount of $137 million and $139 million in 2015 and 2014, respectively, to effect a modification of Wells Fargo Bank, NA notes. These notes are carried at their par amount on the balance sheet of the Parent presented in Note 25 (Parent-Only Financial Statements).

(3)
Represents junior subordinated debentures held by unconsolidated wholly-owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred security structures.

(4)	Represents floating-rate extendible notes where holders of the notes may elect to extend the contractual maturity of all or a portion of the principal amount on a periodic basis.

(5)	At December 31, 2015, FHLB advances were secured by residential loan collateral. Outstanding advances at December 31, 2014, were secured by investment securities and residential loan collateral.

(6)	For additional information on VIEs, see Note 8 (Securitizations and Variable Interest Entities).

(7)	Predominantly related to securitizations and secured borrowings, see Note 8 (Securitizations and Variable Interest Entities).

The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2015, in each of the following five years and thereafter is presented in Table 13.2.

Table 13.2: Maturity of Long-Term Debt

(in millions)	Parent	Company
2016	$14,713	31,904
2017	13,259	21,953
2018	8,189	22,961
2019	6,384	21,402
2020	12,998	20,236
Thereafter	62,111	81,080
Total	$117,654	199,536

As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2015, we were in compliance with all the covenants.

200	Wells Fargo & Company

Note 14: Guarantees, Pledged Assets and Collateral
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations, and other types of arrangements. Table 14.1 shows carrying value, maximum exposure to loss on our guarantees and the related non-investment grade amounts.

Table 14.1: Guarantees – Carrying Value and Maximum Exposure to Loss

	December 31, 2015
		Maximum exposure to loss
(in millions)	Carrying value	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
Standby letters of credit (1)	$38	16,360	9,618	4,116	642	30,736	8,981
Securities lending and other indemnifications	—	—	—	—	1,841	1,841	—
Written put options (2)	371	7,387	6,463	4,505	1,440	19,795	9,583
Loans and MHFS sold with recourse	62	112	723	690	6,434	7,959	4,864
Factoring guarantees	—	1,598	—	—	—	1,598	1,598
Other guarantees	28	62	17	17	2,482	2,578	53
Total guarantees	$499	25,519	16,821	9,328	12,839	64,507	25,079
	December 31, 2014
		Maximum exposure to loss
(in millions)	Carrying value	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
Standby letters of credit (1)	$41	16,271	10,269	6,295	645	33,480	8,447
Securities lending and other indemnifications	—	—	2	2	5,948	5,952	—
Written put options (2)	469	7,644	5,256	2,822	2,409	18,131	7,902
Loans and MHFS sold with recourse	72	131	486	822	5,386	6,825	3,945
Factoring guarantees	—	3,460	—	—	—	3,460	3,460
Other guarantees	24	9	85	22	2,158	2,274	69
Total guarantees	$606	27,515	16,098	9,963	16,546	70,122	23,823

(1)
Total maximum exposure to loss includes direct pay letters of credit (DPLCs) of $11.8 billion and $15.0 billion at December 31, 2015 and 2014, respectively. We issue DPLCs to provide credit enhancements for certain bond issuances. Beneficiaries (bond trustees) may draw upon these instruments to make scheduled principal and interest payments, redeem all outstanding bonds because a default event has occurred, or for other reasons as permitted by the agreement. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility in one of several forms, including as a standby letter of credit. Total maximum exposure to loss includes the portion of these facilities for which we have issued standby letters of credit under the commitments.

(2)	Written put options, which are in the form of derivatives, are also included in the derivative disclosure in Note 16 (Derivatives).

“Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high. Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. These credit policies are further described in Note 6 (Loans and Allowance for Credit Losses).
Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is its extremely remote possibility, where the value of our interests and any associated collateral declines to zero. Maximum exposure to loss estimates in the table above do not reflect economic hedges or collateral we could use to offset or recover losses we may incur under our guarantee agreements. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value, which is either fair value for derivative-related products or the allowance for lending-related commitments, is more representative of our exposure to loss than maximum exposure to loss.

STANDBY LETTERS OF CREDIT  We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are agreements where we are obligated to make payment to a third party on behalf of a customer if the customer fails to meet their contractual obligations. We consider the credit risk in standby letters of credit and commercial and similar letters of credit in determining the allowance for credit losses.

Wells Fargo & Company	201

Note 14:  Guarantees, Pledged Assets and Collateral (continued)

SECURITIES LENDING AND OTHER INDEMNIFICATIONS  As a securities lending agent, we lend debt and equity securities from participating institutional clients’ portfolios to third-party borrowers. These arrangements are for an indefinite period of time, and we indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers and is generally in the form of cash or highly liquid securities that are marked to market daily. For the transactions subject to the indemnifications, the fair value of securities loaned out at December 31, 2015 and 2014, totaled $0 million and $211 million, respectively. The fair value of collateral supporting the loaned securities was $0 million and $218 million at December 31, 2015 and 2014, respectively.
We use certain third-party clearing agents to clear and settle transactions on behalf of some of our institutional brokerage customers. We indemnify the clearing agents against loss that could occur for non-performance by our customers on transactions that are not sufficiently collateralized. Transactions subject to the indemnifications may include customer obligations related to the settlement of margin accounts and short positions, such as written call options and securities borrowing transactions. Outstanding customer obligations were $352 million and $950 million and the related collateral was $1.5 billion and $5.6 billion at December 31, 2015 and 2014, respectively. Our estimate of maximum exposure to loss, which requires judgment regarding the range and likelihood of future events, was $1.8 billion as of December 31, 2015, and $5.7 billion as of December 31, 2014.
We enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, we are unable to determine our potential future liability under these agreements. We do, however, record a liability for residential mortgage loans that we expect to repurchase pursuant to various representations and warranties. See Note 9 (Mortgage Banking Activities) for additional information on the liability for mortgage loan repurchase losses.

WRITTEN PUT OPTIONS Written put options are contracts that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price and may include options, floors, caps and credit default swaps. These written put option contracts generally permit net settlement. While these derivative transactions expose us to risk if the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset substantially all put options written to customers with purchased options. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written put options is based on future market conditions and is only quantifiable at settlement. See Note 16 (Derivatives) for additional information regarding written derivative contracts.

LOANS AND MHFS SOLD WITH RECOURSE  In certain loan sales or securitizations, we provide recourse to the buyer whereby we are required to indemnify the buyer for any loss on the loan up to par value plus accrued interest. We provide recourse, predominantly to the GSEs, on loans sold under various programs and arrangements. Predominantly all of these programs and arrangements require that we share in the loans’ credit exposure for their remaining life by providing recourse to the GSE, up to 33.33% of actual losses incurred on a pro-rata basis in the event of borrower default. Under the remaining recourse programs and arrangements, if certain events occur within a specified period of time from transfer date, we have to provide limited recourse to the buyer to indemnify them for losses incurred for the remaining life of the loans. The maximum exposure to loss reported in the accompanying table represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote, and amounts paid can be recovered in whole or in part from the sale of collateral. During 2015 and 2014 we repurchased $6 million and $14 million, respectively, of loans associated with these agreements. We also provide representation and warranty guarantees on loans sold under the various recourse programs and arrangements. Our loss exposure relative to these guarantees is separately considered and provided for, as necessary, in determination of our liability for loan repurchases due to breaches of representation and warranties. See Note 9 (Mortgage Banking Activities) for additional information on the liability for mortgage loan repurchase losses.

FACTORING GUARANTEES  Under certain factoring arrangements, we are required to purchase trade receivables from third parties, generally upon their request, if receivable debtors default on their payment obligations.

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
Other guarantees also include liquidity agreements and contingent performance arrangements. We provide liquidity to certain off-balance sheet entities that hold securitized fixed-rate municipal bonds and consumer or commercial assets that are partially funded with the issuance of money market and other short-term notes. See Note 8 (Securitization and Variable Interest Entities) for additional information on securitization and VIEs.
Under our contingent performance arrangements, we are required to pay the counterparties to transactions related to various customer relationships and lease agreements if third parties default on certain obligations.

202	Wells Fargo & Company

Pledged Assets
As part of our liquidity management strategy, we pledge assets to secure trust and public deposits, borrowings and letters of credit from the FHLB and FRB, securities sold under agreements to repurchase (repurchase agreements), securities lending arrangements, and for other purposes as required or permitted by law or insurance statutory requirements. The types of collateral we pledge include securities issued by federal agencies, GSEs, domestic and foreign companies and various commercial and consumer loans. Table 14.2 provides the total carrying amount of pledged assets by asset type. The table excludes pledged consolidated VIE assets of $5.6 billion and $5.8 billion at December 31, 2015 and 2014, respectively, which can only be used to settle the liabilities of those entities. The table also excludes $7.3 billion and $10.1 billion in assets pledged in transactions accounted for as secured borrowings at December 31, 2015 and 2014, respectively. See Note 8 (Securitizations and Variable Interest Entities) for additional information on consolidated VIE assets and secured borrowings.

Table 14.2: Pledged Assets

	Dec 31,	Dec 31,
(in millions)	2015	2014
Trading assets and other (1)	$73,396	49,685
Investment securities (2)	113,912	101,997
Mortgages held for sale and loans (3)	453,058	418,338
Total pledged assets	$640,366	570,020

(1)
Represent assets pledged to collateralize repurchase agreements and other securities financings. Balance includes $73.0 billion and $49.4 billion at December 31, 2015 and 2014, respectively, under agreements that permit the secured parties to sell or repledge the collateral.

(2)
Includes carrying value of $6.5 billion and $6.6 billion (fair value of $6.5 billion and $6.8 billion) in collateral for repurchase agreements at December 31, 2015 and 2014, respectively, which are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Also includes $13.0 billion and $164 million in collateral pledged under repurchase agreements at December 31, 2015 and 2014, respectively, that permit the secured parties to sell or repledge the collateral. Substantially all other pledged securities are pursuant to agreements that do not permit the secured party to sell or repledge the collateral.

(3)
Includes mortgages held for sale of $8.7 billion at both December 31, 2015 and 2014. Balance consists of mortgages held for sale and loans that are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Amounts exclude $1.3 billion and $1.7 billion at December 31, 2015 and 2014, respectively, of pledged loans recorded on our balance sheet representing certain delinquent loans that are eligible for repurchase primarily from GNMA loan securitizations. See Note 8 (Securitizations and Variable Interest Entities) for additional information.

Wells Fargo & Company	203

Note 14:  Guarantees, Pledged Assets and Collateral (continued)

Securities Financing Activities
We enter into resale and repurchase agreements and securities borrowing and lending agreements (collectively, “securities financing activities”) primarily to finance inventory positions, acquire securities to cover short trading positions, accommodate customers’ financing needs, and settle other securities obligations. These activities are conducted through our broker dealer subsidiaries and to a lesser extent through other bank entities. The majority of our securities financing activities involve high quality, liquid securities, such as U.S. Treasury securities and government agency securities, and to a lesser extent, less liquid securities, including equity securities, corporate bonds and asset-backed securities. We account for these transactions as collateralized financings in which we typically receive or pledge securities as collateral. We believe these financing transactions generally do not have material credit risk given the collateral provided and the related monitoring processes.

OFFSETTING OF RESALE AND REPURCHASE AGREEMENTS AND SECURITIES BORROWING AND LENDING AGREEMENTS Table 14.3 presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). We account for transactions subject to these agreements as collateralized financings, and those with a single counterparty are presented net on our balance sheet, provided certain criteria are met that permit balance sheet netting. Most transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.
Collateral we pledged consists of non-cash instruments, such as securities or loans, and is not netted on the balance sheet against the related liability. Collateral we received includes securities or loans and is not recognized on our balance sheet. Collateral pledged or received may be increased or decreased over time to maintain certain contractual thresholds, as the assets underlying each arrangement fluctuate in value. Generally, these agreements require collateral to exceed the asset or liability recognized on the balance sheet. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs or MSLAs. While these agreements are typically over-collateralized, U.S. GAAP requires disclosure in this table to limit the amount of such collateral to the amount of the related recognized asset or liability for each counterparty.
In addition to the amounts included in Table 14.3, we also have balance sheet netting related to derivatives that is disclosed in Note 16 (Derivatives).

Table 14.3: Offsetting – Resale and Repurchase Agreements

	Dec 31,	Dec 31,
(in millions)	2015	2014
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	$74,935	58,148
Gross amounts offset in consolidated balance sheet (1)	(9,158)	(6,477)
Net amounts in consolidated balance sheet (2)	65,777	51,671
Collateral not recognized in consolidated balance sheet (3)	(65,035)	(51,624)
Net amount (4)	$742	47
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized (5)	$91,278	56,583
Gross amounts offset in consolidated balance sheet (1)	(9,158)	(6,477)
Net amounts in consolidated balance sheet (6)	82,120	50,106
Collateral pledged but not netted in consolidated balance sheet (7)	(81,772)	(49,713)
Net amount (8)	$348	393

(1)	Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs or MSLAs that have been offset in the consolidated balance sheet.

(2)
At December 31, 2015 and 2014, includes $45.7 billion and $36.8 billion, respectively, classified on our consolidated balance sheet in federal funds sold, securities purchased under resale agreements and other short-term investments and $20.1 billion and $14.9 billion, respectively, in loans.

(3)
Represents the fair value of collateral we have received under enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized asset due from each counterparty. At December 31, 2015 and 2014, we have received total collateral with a fair value of $84.9 billion and $64.5 billion, respectively, all of which, we have the right to sell or repledge. These amounts include securities we have sold or repledged to others with a fair value of $51.1 billion at December 31, 2015 and $40.8 billion at December 31, 2014.

(4)	Represents the amount of our exposure that is not collateralized and/or is not subject to an enforceable MRA or MSLA.

(5)	For additional information on underlying collateral and contractual maturities, see the "Repurchase and Securities Lending Agreements" section in this Note.

(6)	Amount is classified in short-term borrowings on our consolidated balance sheet.

(7)
Represents the fair value of collateral we have pledged, related to enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized liability owed to each counterparty. At December 31, 2015 and 2014, we have pledged total collateral with a fair value of $92.9 billion and $56.5 billion, respectively, of which, the counterparty does not have the right to sell or repledge $6.9 billion at both December 31, 2015 and 2014.

(8)	Represents the amount of our obligation that is not covered by pledged collateral and/or is not subject to an enforceable MRA or MSLA.

204	Wells Fargo & Company

REPURCHASE AND SECURITIES LENDING AGREEMENTS Securities sold under repurchase agreements and securities lending arrangements are effectively short-term collateralized borrowings. In these transactions, we receive cash in exchange for transferring securities as collateral and recognize an obligation to reacquire the securities for cash at the transaction's maturity. These types of transactions create risks, including (1) the counterparty may fail to return the securities at maturity, (2) the fair value of the securities transferred may decline below the amount of our obligation to reacquire the securities, and therefore create an obligation for us to pledge additional amounts, and (3) the counterparty may accelerate the maturity on demand, requiring us to reacquire the security prior to contractual maturity. We attempt to mitigate these risks by the fact that the majority of our securities financing activities involve highly liquid securities, we underwrite and monitor the financial strength of our counterparties, we monitor the fair value of collateral pledged relative to contractually required repurchase amounts, and we monitor that our collateral is properly returned through the clearing and settlement process in advance of our cash repayment. Table 14.4 provides the underlying collateral types of our gross obligations under repurchase and securities lending agreements.

Table 14.4: Underlying Collateral Types of Gross Obligations

December 31, 2015
(in millions)	Total Gross Obligation
Repurchase agreements:
Securities of U.S. Treasury and federal agencies	$32,254
Securities of U.S. States and political subdivisions	7
Federal agency mortgage-backed securities	37,033
Non-agency mortgage-backed securities	1,680
Corporate debt securities	4,674
Asset-backed securities	2,275
Equity securities	2,457
Other	1,162
Total repurchases	81,542
Securities lending:
Securities of U.S. Treasury and federal agencies	61
Federal agency mortgage-backed securities	76
Corporate debt securities	899
Equity securities (1)	8,700
Total securities lending	9,736
Total repurchases and securities lending	$91,278

(1)
Equity securities are generally exchange traded and either re-hypothecated under margin lending agreements or obtained through contemporaneous securities borrowing transactions with other counterparties.

Table 14.5 provides the contractual maturities of our gross obligations under repurchase and securities lending agreements.

Table 14.5: Contractual Maturities of Gross Obligations

	December 31, 2015
(in millions)	Overnight/Continuous	Up to 30 days	30-90 days	>90 days	Total Gross Obligation
Repurchase agreements	$58,021	19,561	2,935	1,025	81,542
Securities lending	7,845	362	1,529	—	9,736
Total repurchases and securities lending (1)	$65,866	19,923	4,464	1,025	91,278

(1)
Repurchase and securities lending transactions are largely conducted under enforceable master lending agreements that allow either party to terminate the transaction on demand. These transactions have been reported as continuous obligations unless the MRA or MSLA has been modified with an overriding agreement that specifies an alternative termination date.

Wells Fargo & Company	205

Note 15:  Legal Actions (continued)

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

FHA INSURANCE LITIGATION  On October 9, 2012, the United States filed a complaint, captioned United States of America v. Wells Fargo Bank, N.A., in the U.S. District Court for the Southern District of New York. The complaint makes claims with respect to Wells Fargo's Federal Housing Administration (FHA) lending program for the period 2001 to 2010. The complaint alleges, among other allegations, that Wells Fargo improperly certified certain FHA mortgage loans for United States Department of Housing and Urban Development (HUD) insurance that did not qualify for the program, and therefore Wells Fargo should not have received insurance proceeds from HUD when some of the loans later defaulted. The complaint further alleges Wells Fargo knew some of the mortgages did not qualify for insurance and did not disclose the deficiencies to HUD before making insurance claims. On February 1, 2016, Wells Fargo reached an agreement in principle with the United States Department of Justice, the United States Attorney’s Office for the Southern District of New York, the United States Attorney’s Office for the Northern District of California, and HUD (collectively, the Federal Government) to pay $1.2 billion to resolve the complaint’s allegations, as well as other potential civil claims relating to Wells Fargo’s FHA lending activities for other periods. Although Wells Fargo and the Federal Government have reached an agreement in principle to resolve these matters, there can be no assurance that Wells Fargo and the Federal Government will agree on the final documentation of the settlement.

INTERCHANGE LITIGATION  Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation are named as defendants, separately or in combination, in putative class actions filed on behalf of a plaintiff class of merchants and in individual actions brought by individual merchants with regard to the interchange fees associated with Visa and MasterCard payment card transactions. These actions have been consolidated in the U.S. District Court for the Eastern District of New York. Visa, MasterCard and several banks and bank holding companies are named as defendants in various of these actions. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation. On July 13, 2012, Visa, MasterCard and the financial institution defendants, including Wells Fargo, signed a memorandum of understanding with plaintiff merchants to resolve the consolidated class actions and reached a separate settlement in principle of the consolidated individual actions. The settlement payments to be made by all defendants in the consolidated class and individual actions total approximately $6.6 billion before reductions applicable to certain merchants opting out of the settlement. The class settlement also provided for the distribution to class merchants of 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. The District Court granted final approval of the settlement, which has been appealed to the Second Circuit Court of Appeals by settlement objector merchants. Other merchants have opted out of the settlement and are pursuing several individual actions. Several merchants have now filed a motion to vacate the class settlement.

MORTGAGE RELATED REGULATORY INVESTIGATIONS  Federal and state government agencies, including the United States Department of Justice, continue investigations or examinations of certain mortgage related practices of Wells Fargo and predecessor institutions. Wells Fargo, for itself and for predecessor institutions, has responded, and continues to respond, to requests from these agencies seeking information regarding the origination, underwriting and securitization of residential mortgages, including sub-prime mortgages.

ORDER OF POSTING LITIGATION  A series of putative class actions have been filed against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the "high to low" order in which the banks post debit card transactions to consumer deposit accounts. There are currently several such cases pending against Wells Fargo Bank (including the Wachovia Bank cases to which Wells Fargo succeeded), most of which have been consolidated in multi-district litigation proceedings (the "MDL proceedings") in the U.S. District Court for the Southern District of Florida. The court in the MDL proceedings has certified a class of putative plaintiffs and Wells Fargo has moved to compel arbitration of the claims of unnamed class members.
On August 10, 2010, the U.S. District Court for the Northern District of California issued an order in Gutierrez v. Wells Fargo Bank, N.A., a case that was not consolidated in the MDL proceedings described above, enjoining the bank’s use of the high to low posting method for debit card transactions with respect to the plaintiff class of California depositors, directing the bank to establish a different posting methodology and ordering remediation of approximately $203 million. On October 26, 2010, a final judgment was entered in Gutierrez. Following appellate proceedings which reversed in part and

206	Wells Fargo & Company

affirmed in part the trial court's judgment, Wells Fargo filed a petition for writ of certiorari to the United States Supreme Court on April 10, 2015. The Supreme Court has not yet acted on the petition.

OUTLOOK  When establishing a liability for contingent litigation losses, the Company determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. The high end of the range of reasonably possible potential litigation losses in excess of the Company’s liability for probable and estimable losses was approximately $1.3 billion as of December 31, 2015. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there may be a range of possible losses in excess of the established liability that cannot be estimated. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Wells Fargo & Company	207

Note 16: Derivatives (continued)

Note 16: Derivatives
We primarily use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. We designate certain derivatives as hedging instruments in a qualifying hedge accounting relationship (fair value or cash flow hedge). Our remaining derivatives consist of economic hedges that do not qualify for hedge accounting and derivatives held for customer accommodation, trading or other purposes.
Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedges. This helps minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market risk volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures do not have a significantly adverse effect on the net interest margin, cash flows and earnings. As a result of fluctuations in these exposures, hedged assets and liabilities will gain or lose fair value. In a fair value or economic hedge, the effect of this unrealized gain or loss will generally be offset by the gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the hedged asset or liability is not adjusted and the unrealized gain or loss on the derivative is generally reflected in other comprehensive income and not in earnings.

We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, to our customers as part of our trading businesses. These derivative transactions, which involve us engaging in market-making activities or acting as an intermediary, are conducted in an effort to help customers manage their market risks. We usually offset our exposure from such derivatives by entering into other financial contracts, such as separate derivative or security transactions. The customer accommodations and any offsetting derivatives are treated as customer accommodation, trading and other derivatives in our disclosures. Additionally, this category includes embedded derivatives that are required to be accounted for separately from their host contracts.
Table 16.1 presents the total notional or contractual amounts and fair values for our derivatives. Derivative transactions can be measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which interest and other payments are determined. Derivatives designated as qualifying hedging instruments and economic hedges are recorded on the balance sheet at fair value in other assets or other liabilities. Customer accommodation, trading and other derivatives are recorded on the balance sheet at fair value in trading assets, other assets or other liabilities.

208	Wells Fargo & Company

Table 16.1: Notional or Contractual Amounts and Fair Values of Derivatives

	December 31, 2015			December 31, 2014
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives
Derivatives designated as hedging instruments
Interest rate contracts (1)	$191,684	7,477	2,253	148,967	6,536	2,435
Foreign exchange contracts (1)	25,115	378	2,494	26,778	752	1,347
Total derivatives designated as
qualifying hedging instruments		7,855	4,747		7,288	3,782
Derivatives not designated as hedging instruments
Economic hedges:
Interest rate contracts (2)	211,375	195	315	221,527	697	487
Equity contracts	7,427	531	47	5,219	367	96
Foreign exchange contracts	16,407	321	100	14,405	275	28
Subtotal (3)		1,047	462		1,339	611
Customer accommodation, trading and
other derivatives:
Interest rate contracts	4,685,898	55,053	55,409	4,378,767	56,465	57,137
Commodity contracts	47,571	4,659	5,519	88,640	7,461	7,702
Equity contracts	139,956	7,068	4,761	138,422	8,638	6,942
Foreign exchange contracts	295,962	8,248	8,339	253,742	6,377	6,452
Credit contracts - protection sold	10,544	83	541	12,304	151	943
Credit contracts - protection purchased	18,018	567	88	16,659	755	168
Other contracts	1,041	—	58	1,994	—	44
Subtotal		75,678	74,715		79,847	79,388
Total derivatives not designated as hedging instruments		76,725	75,177		81,186	79,999
Total derivatives before netting		84,580	79,924		88,474	83,781
Netting (3)		(66,924)	(66,004)		(65,869)	(65,043)
Total		$17,656	13,920		22,605	18,738

(1)
Notional amounts presented exclude $1.9 billion of interest rate contracts at both December 31, 2015 and 2014, for certain derivatives that are combined for designation as a hedge on a single instrument. The notional amount for foreign exchange contracts at December 31, 2015 and 2014, excludes $7.8 billion and $2.7 billion, respectively for certain derivatives that are combined for designation as a hedge on a single instrument.

(2)	Includes economic hedge derivatives used to hedge the risk of changes in the fair value of residential MSRs, MHFS, loans, derivative loan commitments and other interests held.

(3)
Represents balance sheet netting of derivative asset and liability balances, related cash collateral and portfolio level counterparty valuation adjustments. See the next table in this Note for further information.

Table 16.2 provides information on the gross fair values of derivative assets and liabilities, the balance sheet netting adjustments and the resulting net fair value amount recorded on our balance sheet, as well as the non-cash collateral associated with such arrangements. We execute substantially all of our derivative transactions under master netting arrangements. We reflect all derivative balances and related cash collateral subject to enforceable master netting arrangements on a net basis within the balance sheet. The “Gross amounts recognized” column in the following table include $69.9 billion and $74.0 billion of gross derivative assets and liabilities, respectively, at December 31, 2015, and $69.6 billion and $75.0 billion, respectively, at December 31, 2014, with counterparties subject to enforceable master netting arrangements that are carried on the balance sheet net of offsetting amounts. The remaining gross derivative assets and liabilities of $14.6 billion and $5.9 billion, respectively, at December 31, 2015 and $18.9 billion and $8.8 billion, respectively, at December 31, 2014, include those with counterparties subject to master netting arrangements for which we have not assessed the enforceability because they are with counterparties where we do not currently have positions to offset, those subject to master netting arrangements where we have not been able to confirm the enforceability and those not subject to master netting arrangements. As such, we do not net derivative balances or collateral within the balance sheet for these counterparties.
We determine the balance sheet netting adjustments based on the terms specified within each master netting arrangement. We disclose the balance sheet netting amounts within the column titled “Gross amounts offset in consolidated balance sheet.” Balance sheet netting adjustments are determined at the counterparty level for which there may be multiple contract types. For disclosure purposes, we allocate these adjustments to the contract type for each counterparty proportionally based upon the “Gross amounts recognized” by counterparty. As a result, the net amounts disclosed by contract type may not represent the actual exposure upon settlement of the contracts.
Balance sheet netting does not include non-cash collateral that we receive and pledge. For disclosure purposes, we present the fair value of this non-cash collateral in the column titled “Gross amounts not offset in consolidated balance sheet (Disclosure-only netting)” within the table. We determine and allocate the Disclosure-only netting amounts in the same manner as balance sheet netting amounts.
The “Net amounts” column within the following table represents the aggregate of our net exposure to each counterparty after considering the balance sheet and Disclosure-only netting adjustments. We manage derivative exposure by

Wells Fargo & Company	209

Note 16: Derivatives (continued)

monitoring the credit risk associated with each counterparty using counterparty specific credit risk limits, using master netting arrangements and obtaining collateral. Derivative contracts executed in over-the-counter markets include bilateral contractual arrangements that are not cleared through a central clearing organization but are typically subject to master netting arrangements. The percentage of our bilateral derivative transactions outstanding at period end in such markets, based on gross fair value, is provided within the following table. Other derivative contracts executed in over-the-counter or exchange-traded markets are settled through a central clearing organization and are excluded from this percentage. In addition to the netting amounts included in the table, we also have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 14 (Guarantees, Pledged Assets and Collateral).

Table 16.2: Gross Fair Value of Derivative Assets and Liabilities

(in millions)	Gross amounts recognized	Gross amounts offset in consolidated balance sheet (1)	Net amounts in consolidated balance sheet (2)	Gross amounts not offset in consolidated balance sheet (Disclosure-only netting) (3)	Net amounts	Percent exchanged in over-the-counter market (4)
December 31, 2015
Derivative assets
Interest rate contracts	$62,725	(56,612)	6,113	(749)	5,364	39%
Commodity contracts	4,659	(998)	3,661	(76)	3,585	35
Equity contracts	7,599	(2,625)	4,974	(471)	4,503	51
Foreign exchange contracts	8,947	(6,141)	2,806	(34)	2,772	98
Credit contracts-protection sold	83	(79)	4	—	4	76
Credit contracts-protection purchased	567	(469)	98	(2)	96	100
Total derivative assets	$84,580	(66,924)	17,656	(1,332)	16,324
Derivative liabilities
Interest rate contracts	$57,977	(53,259)	4,718	(3,543)	1,175	35%
Commodity contracts	5,519	(1,052)	4,467	(40)	4,427	84
Equity contracts	4,808	(2,241)	2,567	(154)	2,413	85
Foreign exchange contracts	10,933	(8,968)	1,965	(634)	1,331	100
Credit contracts-protection sold	541	(434)	107	(107)	—	100
Credit contracts-protection purchased	88	(50)	38	(6)	32	70
Other contracts	58	—	58	—	58	100
Total derivative liabilities	$79,924	(66,004)	13,920	(4,484)	9,436
December 31, 2014
Derivative assets
Interest rate contracts	$63,698	(56,051)	7,647	(769)	6,878	45%
Commodity contracts	7,461	(1,233)	6,228	(72)	6,156	27
Equity contracts	9,005	(2,842)	6,163	(405)	5,758	54
Foreign exchange contracts	7,404	(4,923)	2,481	(85)	2,396	98
Credit contracts-protection sold	151	(131)	20	—	20	90
Credit contracts-protection purchased	755	(689)	66	(1)	65	100
Total derivative assets	$88,474	(65,869)	22,605	(1,332)	21,273
Derivative liabilities
Interest rate contracts	$60,059	(54,394)	5,665	(4,244)	1,421	44%
Commodity contracts	7,702	(1,459)	6,243	(33)	6,210	81
Equity contracts	7,038	(2,845)	4,193	(484)	3,709	82
Foreign exchange contracts	7,827	(5,511)	2,316	(270)	2,046	100
Credit contracts-protection sold	943	(713)	230	(199)	31	100
Credit contracts-protection purchased	168	(121)	47	(18)	29	86
Other contracts	44	—	44	—	44	100
Total derivative liabilities	$83,781	(65,043)	18,738	(5,248)	13,490

(1)
Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in the consolidated balance sheet, including related cash collateral and portfolio level counterparty valuation adjustments. Counterparty valuation adjustments were $375 million and $266 million related to derivative assets and $81 million and $56 million related to derivative liabilities as of December 31, 2015 and 2014, respectively. Cash collateral totaled $5.3 billion and $4.7 billion, netted against derivative assets and liabilities, respectively, at December 31, 2015, and $5.2 billion and $4.6 billion, respectively, at December 31, 2014.

(2)
Net derivative assets of $12.4 billion and $16.9 billion are classified in Trading assets as of December 31, 2015 and 2014, respectively. $5.3 billion and $5.7 billion are classified in Other assets in the consolidated balance sheet as of December 31, 2015 and 2014, respectively. Net derivative liabilities are classified in Accrued expenses and other liabilities in the consolidated balance sheet.

(3)
Represents the fair value of non-cash collateral pledged and received against derivative assets and liabilities with the same counterparty that are subject to enforceable master netting arrangements. U.S. GAAP does not permit netting of such non-cash collateral balances in the consolidated balance sheet but requires disclosure of these amounts.

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

210	Wells Fargo & Company

Fair Value Hedges
We use interest rate swaps to convert certain of our fixed-rate long-term debt to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. We also use interest rate swaps to hedge against changes in fair value for certain mortgages held for sale. The entire derivative gain or loss is included in the assessment of hedge effectiveness for all fair value hedge relationships, except for those involving foreign-currency denominated available-for-sale securities and long-

term debt hedged with foreign currency forward derivatives for which the time value component of the derivative gain or loss related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness.
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
Table 16.3 shows the net gains (losses) recognized in the income statement related to derivatives in fair value hedging relationships.

Table 16.3: Derivatives in Fair Value Hedging Relationships

	Interest rate contracts hedging:			Foreign exchange contracts hedging:		Total net gains (losses) on fair value hedges
(in millions)	Available-for-sale securities	Mortgages held for sale	Long-term debt	Available-for-sale securities	Long-term debt
Year ended December 31, 2015
Net interest income (expense) recognized on derivatives	$(782)	(13)	1,955	—	182	1,342
Gains (losses) recorded in noninterest income
Recognized on derivatives	(18)	(9)	327	253	(2,370)	(1,817)
Recognized on hedged item	7	(4)	(251)	(247)	2,390	1,895
Net recognized on fair value hedges (ineffective portion) (1)	$(11)	(13)	76	6	20	78
Year ended December 31, 2014
Net interest income (expense) recognized on derivatives	$(722)	(15)	1,843	(10)	308	1,404
Gains (losses) recorded in noninterest income
Recognized on derivatives	(1,943)	(49)	3,623	391	(1,418)	604
Recognized on hedged item	1,911	32	(3,143)	(388)	1,490	(98)
Net recognized on fair value hedges (ineffective portion) (1)	$(32)	(17)	480	3	72	506
Year ended December 31, 2013
Net interest income (expense) recognized on derivatives	$(584)	(11)	1,632	(8)	280	1,309
Gains (losses) recorded in noninterest income
Recognized on derivatives	1,889	47	(3,767)	(49)	(847)	(2,727)
Recognized on hedged item	(1,874)	(57)	3,521	49	722	2,361
Net recognized on fair value hedges (ineffective portion) (1)	$15	(10)	(246)	—	(125)	(366)

(1)
Included $(7) million, $(1) million and $(5) million, respectively, for years ended December 31, 2015, 2014, and 2013 of the time value component recognized as net interest income (expense) on forward derivatives hedging foreign currency available-for-sale securities and long-term debt that were excluded from the assessment of hedge effectiveness.

Wells Fargo & Company	211

Note 16: Derivatives (continued)

Cash Flow Hedges
We use interest rate swaps to hedge the variability in interest payments received on certain floating-rate commercial loans and paid on certain floating-rate debt due to changes in the benchmark interest rate. Gains and losses on derivatives that are reclassified from OCI to interest income (for loans) and interest expense (for debt) in the current period are included in the line item in which the hedged item’s effect on earnings is recorded. All parts of gain or loss on these derivatives are included in the assessment of hedge effectiveness. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. The regression analysis involves regressing the periodic changes in cash flows of the hedging instrument against the periodic changes in cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness.
Based upon current interest rates, we estimate that $826 million (pre tax) of deferred net gains on derivatives in OCI at December 31, 2015, will be reclassified into net interest income during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 7 years.
Table 16.4 shows the net gains (losses) recognized related to derivatives in cash flow hedging relationships.

Table 16.4: Derivatives in Cash Flow Hedging Relationships

	Year ended December 31,
(in millions)	2015	2014	2013
Gains (losses) (pre tax) recognized in OCI on derivatives	$1,549	952	(32)
Gains (pre tax) reclassified from cumulative OCI into net income (1)	1,089	545	296
Gains (losses) (pre tax) recognized in noninterest income for hedge ineffectiveness (2)	1	2	1

(1)	See Note 23 (Other Comprehensive Income) for detail on components of net income.

(2)	None of the change in value of the derivatives was excluded from the assessment of hedge effectiveness.

Derivatives Not Designated as Hedging Instruments
We use economic hedge derivatives primarily to hedge the risk of changes in the fair value of certain residential MHFS, certain loans held for investment, residential MSRs measured at fair value, derivative loan commitments and other interests held. The resulting gain or loss on these economic hedge derivatives is reflected in mortgage banking noninterest income, net gains (losses) from equity investments and other noninterest income.
The derivatives used to hedge MSRs measured at fair value, which include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $671 million in 2015, net derivative gains of $3.5 billion in 2014 and net derivative losses of $2.9 billion in 2013, which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net liability of $3 million at December 31, 2015 and a net asset of $492 million at December 31, 2014. The change in fair value of these derivatives for each period end is due to changes in the underlying market indices and interest rates as well as the purchase and sale of derivative financial instruments throughout the period as part of our dynamic MSR risk management process.
Interest rate lock commitments for mortgage loans that we intend to sell are considered derivatives. Our interest rate exposure on these derivative loan commitments, as well as substantially all residential MHFS, is hedged with economic hedge derivatives such as swaps, forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The derivative loan commitments, economic hedge derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected primarily by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments on the balance sheet was a net asset of $56 million and $98 million at December 31, 2015 and 2014, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation, trading and other derivatives” in Table 16.1.
We also enter into various derivatives primarily to provide derivative products to customers. These derivatives are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. We also enter into derivatives for risk management that do not otherwise qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as other noninterest income.
Customer accommodation, trading and other derivatives also include embedded derivatives that are required to be accounted for separately from their host contract. We periodically issue hybrid long-term notes and CDs where the performance of the hybrid instrument notes is linked to an equity, commodity or currency index, or basket of such indices. These notes contain explicit terms that affect some or all of the cash flows or the value of the note in a manner similar to a derivative instrument and therefore are considered to contain an “embedded” derivative instrument. The indices on which the performance of the hybrid instrument is calculated are not clearly and closely related to the host debt instrument. The “embedded” derivative is separated from the host contract and accounted for as a derivative. Additionally, we may invest in hybrid instruments that contain embedded derivatives, such as credit derivatives, that are not clearly and closely related to the host contract. In such instances, we either elect fair value option for the hybrid instrument or separate the embedded derivative from the host contract and account for the host contract and derivative separately.

212	Wells Fargo & Company

Table 16.5 shows the net gains recognized in the income statement related to derivatives not designated as hedging instruments.

Table 16.5: Derivatives Not Designated as Hedging Instruments

	Year ended December 31,
(in millions)	2015	2014	2013
Net gains (losses) recognized on economic hedge derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (1)	$723	1,759	1,412
Other (2)	(42)	(230)	119
Equity contracts (3)	(393)	(469)	(317)
Foreign exchange contracts (2)	496	758	24
Credit contracts (2)	—	(1)	(6)
Subtotal	784	1,817	1,232
Net gains (losses) recognized on customer accommodation, trading and other derivatives:
Interest rate contracts
Recognized in noninterest income:
Mortgage banking (4)	941	1,350	(561)
Other (5)	265	(855)	743
Commodity contracts (5)	88	77	324
Equity contracts (5)	563	(719)	(622)
Foreign exchange contracts (5)	812	593	746
Credit contracts (5)	44	7	(53)
Other (5)	(15)	(39)	—
Subtotal	2,698	414	577
Net gains recognized related to derivatives not designated as hedging instruments	$3,482	2,231	1,809

(1)
Predominantly mortgage banking noninterest income including gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.

(2)	Predominantly included in other noninterest income.

(3)	Predominantly included in net gains (losses) from equity investments in noninterest income.

(4)	Predominantly mortgage banking noninterest income including gains (losses) on interest rate lock commitments.

(5)	Predominantly included in net gains from trading activities in noninterest income.

Credit Derivatives
Credit derivative contracts are arrangements whose value is derived from the transfer of credit risk of a reference asset or entity from one party (the purchaser of credit protection) to another party (the seller of credit protection). We use credit derivatives primarily to assist customers with their risk management objectives. We may also use credit derivatives in structured product transactions or liquidity agreements written to special purpose vehicles. The maximum exposure of sold credit derivatives is managed through posted collateral, purchased credit derivatives and similar products in order to achieve our desired credit risk profile. This credit risk management provides an ability to recover a significant portion of any amounts that would be paid under the sold credit derivatives. We would be required to perform under the noted credit derivatives in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment. In certain cases, other triggers may exist, such as the credit downgrade of the referenced obligors or the inability of the special purpose vehicle for which we have provided liquidity to obtain funding.

Wells Fargo & Company	213

Note 16: Derivatives (continued)

Table 16.6 provides details of sold and purchased credit derivatives.

Table 16.6: Sold and Purchased Credit Derivatives

		Notional amount
(in millions)	Fair value liability	Protection sold (A)	Protection sold - non-investment grade	Protection purchased with identical underlyings (B)	Net protection sold (A)-(B)	Other protection purchased	Range of maturities
December 31, 2015
Credit default swaps on:
Corporate bonds	$44	4,838	1,745	3,602	1,236	2,272	2016 - 2025
Structured products	275	598	463	395	203	142	2017 - 2047
Credit protection on:
Default swap index	—	1,727	370	1,717	10	960	2016 - 2020
Commercial mortgage-backed securities index	203	822	—	766	56	316	2047 - 2057
Asset-backed securities index	18	47	—	1	46	71	2045 - 2046
Other	1	2,512	2,512	—	2,512	7,776	2016 - 2025
Total credit derivatives	$541	10,544	5,090	6,481	4,063	11,537
December 31, 2014
Credit default swaps on:
Corporate bonds	$23	6,344	2,904	4,894	1,450	2,831	2015 - 2021
Structured products	654	1,055	874	608	447	277	2017 - 2052
Credit protection on:
Default swap index	—	1,659	292	777	882	1,042	2015 - 2019
Commercial mortgage-backed securities index	246	1,058	—	608	450	355	2047 - 2063
Asset-backed securities index	19	52	1	1	51	81	2045 - 2046
Other	1	2,136	2,136	—	2,136	5,185	2015 - 2025
Total credit derivatives	$943	12,304	6,207	6,888	5,416	9,771

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

214	Wells Fargo & Company

Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt were to be downgraded by certain major credit rating agencies, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $12.3 billion at December 31, 2015, and $13.6 billion at December 31, 2014, respectively, for which we posted $8.8 billion and $10.5 billion, respectively, in collateral in the normal course of business. If the credit rating of our debt had been downgraded below investment grade, which is the credit-risk-related contingent feature that if triggered requires the maximum amount of collateral to be posted, on December 31, 2015, or December 31, 2014, we would have been required to post additional collateral of $3.6 billion or $3.1 billion, respectively, or potentially settle the contract in an amount equal to its fair value. Some contracts require that we provide more collateral than the fair value of derivatives that are in a net liability position if a downgrade occurs.

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

Wells Fargo & Company	215

Note 17: Fair Values of Assets and Liabilities (continued)

Note 17: Fair Values of Assets and Liabilities
We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Assets and liabilities recorded at fair value on a recurring basis are presented in the recurring table in this Note. From time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as certain residential and commercial MHFS, certain LHFS, loans held for investment, nonmarketable equity investments and certain other assets. These nonrecurring fair value adjustments typically involve application of LOCOM accounting or write-downs of individual assets.
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring or nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.

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

•
Level 3 – Valuation is generated from techniques that use significant assumptions that are not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

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

TRADING ASSETS (EXCLUDING DERIVATIVES) AND INVESTMENT SECURITIES  Trading assets and available-for-sale securities are recorded at fair value on a recurring basis. Other investment securities classified as held-to-maturity are subject to impairment and fair value measurement if fair value declines below amortized cost and we do not expect to recover the entire amortized cost basis of the debt security. Fair value measurement is based upon various sources of market pricing. We use quoted prices in active markets, where available, and classify such instruments within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities, such as U.S. Treasuries. When instruments are traded in secondary markets and quoted market prices do not exist for such securities, we generally rely on internal valuation techniques or on prices obtained from vendors (predominantly third-party pricing services), and accordingly, we classify these instruments as Level 2 or 3.
Trading securities are mostly valued using internal trader prices that are subject to price verification procedures performed by separate internal personnel. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from third-party vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by the vendors in order to determine if observable market information is being used versus unobservable inputs. When evaluating the appropriateness of an internal trader price compared with vendor prices, considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however, valuing financial instruments involves judgments acquired from knowledge of a particular market. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management.
Similarly, while investment securities traded in secondary markets are typically valued using unadjusted vendor prices or vendor prices adjusted by weighting them with internal discounted cash flow techniques, these prices are reviewed and, if deemed inappropriate by a trader who has the most knowledge of a particular market, can be adjusted. These investment securities, which include those measured using unadjusted vendor prices, are generally classified as Level 2 and typically involve using quoted market prices for the same or similar securities, pricing models, discounted cash flow analyses using significant inputs observable in the market where available or a combination of multiple valuation techniques. Examples include certain residential and commercial MBS, other asset-backed securities municipal bonds, U.S. government and agency MBS, and corporate debt securities.
Security fair value measurements using significant inputs that are unobservable in the market due to limited activity or a less liquid market are classified as Level 3 in the fair value hierarchy. Such measurements include securities valued using internal models or a combination of multiple valuation techniques where the unobservable inputs are significant to the overall fair value measurement. Securities classified as Level 3 include certain residential and commercial MBS, other asset-backed securities, CDOs and certain CLOs, and certain residual and retained interests in residential mortgage loan

216	Wells Fargo & Company

securitizations. We value CDOs using the prices of similar instruments, the pricing of completed or pending third-party transactions or the pricing of the underlying collateral within the CDO. Where vendor prices are not readily available, we use management's best estimate.

MORTGAGES HELD FOR SALE (MHFS)  MHFS are carried at LOCOM or at fair value. We carry substantially all of our residential MHFS portfolio at fair value. Fair value is based on quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. As necessary, these prices are adjusted for typical securitization activities, including servicing value, portfolio composition, market conditions and liquidity. Predominantly all of our MHFS are classified as Level 2. For the portion where market pricing data is not available, we use a discounted cash flow model to estimate fair value and, accordingly, classify as Level 3.

LOANS HELD FOR SALE (LHFS)  LHFS are carried at LOCOM or at fair value. The fair value of LHFS is based on current offerings in secondary markets for loans with similar characteristics. As such, we classify those loans subjected to nonrecurring fair value adjustments as Level 2.

LOANS  For information on how we report the carrying value of loans, including PCI loans, see Note 1 (Summary of Significant Accounting Policies). Although most loans are not recorded at fair value on a recurring basis, reverse mortgages are recorded at fair value on a recurring basis. In addition, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.
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
The estimated fair value of consumer loans is generally calculated by discounting the contractual cash flows, adjusted for prepayment and credit loss estimates, based on the current rates we offer for loans with similar characteristics.
Loan commitments, standby letters of credit and commercial and similar letters of credit generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. In situations where the credit quality of the counterparty to a commitment has declined, we record an allowance. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees adjusted for the related allowance.

DERIVATIVES  Quoted market prices are available and used for our exchange-traded derivatives, such as certain interest rate futures and option contracts, which we classify as Level 1. However, substantially all of our derivatives are traded in over-

the-counter (OTC) markets where quoted market prices are not always readily available. Therefore we value most OTC derivatives using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and nature of the underlying rate, price or index upon which the derivative's value is based. Key inputs can include yield curves, credit curves, foreign exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified as Level 2 of the fair value hierarchy. Examples of derivatives classified as Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps, and certain option and forward contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified as Level 3. Examples of derivatives classified as Level 3 include complex and highly structured derivatives, certain credit default swaps, interest rate lock commitments written for our mortgage loans that we intend to sell and long-dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Level 2 and 3, as is the case for certain derivatives.

MSRs AND CERTAIN OTHER INTERESTS HELD IN SECURITIZATIONS MSRs and certain other interests held in securitizations (e.g., interest-only strips) do not trade in an active market with readily observable prices. Accordingly, we determine the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income cash flows. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment speeds (including housing price volatility), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. Commercial MSRs are carried at LOCOM and, therefore, can be subject to fair value measurements on a nonrecurring basis. Changes in the fair value of MSRs occur primarily due to the collection/realization of expected cash flows as well as changes in valuation inputs and assumptions. For other interests held in securitizations (such as interest-only strips), we use a valuation model that calculates the present value of estimated future cash flows. The model incorporates our own estimates of assumptions market participants use in determining the fair value, including estimates of prepayment speeds, discount rates, defaults and contractual fee income. Interest-only strips are recorded as trading assets. Our valuation approach is validated by our internal valuation model validation group. Fair value measurements of our MSRs and interest-only strips use significant unobservable inputs and, accordingly, we classify them as Level 3.

FORECLOSED ASSETS  Foreclosed assets are carried at net realizable value, which represents fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral and, accordingly, we classify foreclosed assets as Level 2.

NONMARKETABLE EQUITY INVESTMENTS  For certain equity securities that are not publicly traded, we have elected the fair value option, and we use a market comparable pricing technique to estimate their fair value. The remaining

Wells Fargo & Company	217

Note 17: Fair Values of Assets and Liabilities (continued)

nonmarketable equity investments include low income housing tax credit investments, Federal Reserve Bank and Federal Home Loan Bank (FHLB) stock, and private equity investments that are recorded under the cost or equity method of accounting. We estimate fair value to record OTTI write-downs on a nonrecurring basis. Additionally, we provide fair value estimates in this disclosure for cost method investments that are not measured at fair value on a recurring or nonrecurring basis.
Federal Bank stock carrying values approximate fair value. For the remaining cost or equity method investments for which we determine fair value, we estimate the fair value using all available information and consider the range of potential inputs including discounted cash flow models, transaction prices, trading multiples of comparable public companies, and entry level multiples. Where appropriate these metrics are adjusted to account for comparative differences with public companies and for company-specific issues like liquidity or marketability. For investments in private equity funds, we generally use the NAV provided by the fund sponsor as a practical expedient to measure fair value. In some cases, NAVs may require adjustments based on certain unobservable inputs.

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

OTHER LIABILITIES  Other liabilities recorded at fair value on a recurring basis, excluding derivative liabilities (see the “Derivatives” section for derivative liabilities), primarily include short sale liabilities. Short sale liabilities are predominantly classified as either Level 1 or Level 2, generally depending upon whether the underlying securities have readily obtainable quoted prices in active exchange markets.

LONG-TERM DEBT  Long-term debt is generally carried at amortized cost. For disclosure, we are required to estimate the fair value of long-term debt and generally do so using the discounted cash flow method. Contractual cash flows are discounted using rates currently offered for new notes with similar remaining maturities and, as such, these discount rates include our current spread levels.

Level 3 Asset and Liability Valuation Processes
We generally determine fair value of our Level 3 assets and liabilities by using internally-developed models and, to a lesser extent, prices obtained from vendors, which predominantly consist of third-party pricing services. Our valuation processes vary depending on which approach is utilized.

INTERNAL MODEL VALUATIONS  Our internally-developed models primarily use discounted cash flow techniques. Use of such techniques requires determining relevant inputs, some of which are unobservable. Unobservable inputs are generally derived from historic performance of similar assets or determined from previous market trades in similar instruments. These unobservable inputs usually consist of discount rates, default rates, loss severity upon default, volatilities, correlations and prepayment rates, which are inherent within our Level 3 instruments. Such inputs can be correlated to similar portfolios with known historic experience or recent trades where particular unobservable inputs may be implied, but due to the nature of various inputs being reflected within a particular trade, the value of each input is considered unobservable. We attempt to correlate each unobservable input to historic experience and other third-party data where available.
Internal valuation models are subject to review prescribed within our model risk management policies and procedures, which include model validation. The purpose of model validation includes ensuring the model is appropriate for its intended use and the appropriate controls exist to help mitigate risk of invalid valuations. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components, such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This process ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose.
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

VENDOR-DEVELOPED VALUATIONS  In certain limited circumstances we obtain pricing from third-party vendors for the value of our Level 3 assets or liabilities. We have processes in place to approve such vendors to ensure information obtained

218	Wells Fargo & Company

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

Fair Value Measurements from Vendors
For certain assets and liabilities, we obtain fair value measurements from vendors, which predominantly consist of third-party pricing services, and record the unadjusted fair value in our financial statements. For instruments where we utilize vendor prices to record the price of an instrument, we perform additional procedures (see the "Vendor-Developed Valuation" section). Methodologies employed, controls relied upon and inputs used by third-party pricing vendors are subject to additional review when such services are provided. This review may consist of, in part, obtaining and evaluating control reports issued and pricing methodology materials distributed.
Table 17.1 presents unadjusted fair value measurements provided by brokers or third-party pricing services fair value hierarchy level . Fair value measurements obtained from brokers or third-party pricing services that we have adjusted to determine the fair value recorded in our financial statements are excluded from Table 17.1.

Table 17.1: Fair Value Measurements by Brokers or Third-Party Pricing Services

	Brokers			Third-party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
December 31, 2015
Trading assets (excluding derivatives)	$—	—	—	—	5	—
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	32,868	3,382	—
Securities of U.S. states and political subdivisions	—	—	—	—	48,443	51
Mortgage-backed securities	—	226	—	—	126,525	73
Other debt securities (1)	—	503	409	—	48,721	345
Total debt securities	—	729	409	32,868	227,071	469
Total marketable equity securities	—	—	—	—	484	—
Total available-for-sale securities	—	729	409	32,868	227,555	469
Derivatives (trading and other assets)	—	—	—	—	224	—
Derivatives (liabilities)	—	—	—	—	(221)	—
Other liabilities	—	—	—	—	(1)	—
December 31, 2014
Trading assets (excluding derivatives)	$—	—	—	2	105	—
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	19,899	5,905	—
Securities of U.S. states and political subdivisions	—	—	—	—	42,666	61
Mortgage-backed securities	—	152	—	—	135,997	133
Other debt securities (1)	—	1,035	601	—	41,933	541
Total debt securities	—	1,187	601	19,899	226,501	735
Total marketable equity securities	—	—	—	—	569	—
Total available-for-sale securities	—	1,187	601	19,899	227,070	735
Derivatives (trading and other assets)	—	1	—	—	290	—
Derivatives (liabilities)	—	(1)	—	—	(292)	—
Other liabilities	—	—	—	—	(1)	—

(1)	Includes corporate debt securities, collateralized loan and other debt obligations, asset-backed securities, and other debt securities.

Wells Fargo & Company	219

Note 17: Fair Values of Assets and Liabilities (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Table 17.2 presents the balances of assets and liabilities recorded at fair value on a recurring basis.

Table 17.2: Fair Value on a Recurring Basis

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2015
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$13,357	3,469	—		—		16,826
Securities of U.S. states and political subdivisions	—	1,667	8		—		1,675
Collateralized loan and other debt obligations (1)	—	346	343		—		689
Corporate debt securities	—	7,909	56		—		7,965
Mortgage-backed securities	—	20,619	—		—		20,619
Asset-backed securities	—	1,005	—		—		1,005
Equity securities	15,010	101	—		—		15,111
Total trading securities (2)	28,367	35,116	407		—		63,890
Other trading assets	—	891	34		—		925
Total trading assets (excluding derivatives)	28,367	36,007	441		—		64,815
Securities of U.S. Treasury and federal agencies	32,868	3,382	—		—		36,250
Securities of U.S. states and political subdivisions	—	48,490	1,500	(3)	—		49,990
Mortgage-backed securities:
Federal agencies	—	104,546	—		—		104,546
Residential	—	8,557	1		—		8,558
Commercial	—	14,015	73		—		14,088
Total mortgage-backed securities	—	127,118	74		—		127,192
Corporate debt securities	54	14,952	405		—		15,411
Collateralized loan and other debt obligations (4)	—	30,402	565	(3)	—		30,967
Asset-backed securities:
Auto loans and leases	—	15	—		—		15
Home equity loans	—	414	—		—		414
Other asset-backed securities	—	4,290	1,182	(3)	—		5,472
Total asset-backed securities	—	4,719	1,182		—		5,901
Other debt securities	—	10	—		—		10
Total debt securities	32,922	229,073	3,726		—		265,721
Marketable equity securities:
Perpetual preferred securities	434	484	—		—		918
Other marketable equity securities	719	—	—		—		719
Total marketable equity securities	1,153	484	—		—		1,637
Total available-for-sale securities	34,075	229,557	3,726		—		267,358
Mortgages held for sale	—	12,457	1,082		—		13,539
Loans held for sale	—	—	—		—		—
Loans	—	—	5,316		—		5,316
Mortgage servicing rights (residential)	—	—	12,415		—		12,415
Derivative assets:
Interest rate contracts	16	62,390	319		—		62,725
Commodity contracts	—	4,623	36		—		4,659
Equity contracts	3,726	2,907	966		—		7,599
Foreign exchange contracts	48	8,899	—		—		8,947
Credit contracts	—	375	275		—		650
Netting	—	—	—		(66,924)	(5)	(66,924)
Total derivative assets (6)	3,790	79,194	1,596		(66,924)		17,656
Other assets	—	—	3,088		—		3,088
Total assets recorded at fair value	$66,232	357,215	27,664		(66,924)		384,187
Derivative liabilities:
Interest rate contracts	$(41)	(57,905)	(31)		—		(57,977)
Commodity contracts	—	(5,495)	(24)		—		(5,519)
Equity contracts	(704)	(3,027)	(1,077)		—		(4,808)
Foreign exchange contracts	(37)	(10,896)	—		—		(10,933)
Credit contracts	—	(351)	(278)		—		(629)
Other derivative contracts	—	—	(58)		—		(58)
Netting	—	—	—		66,004	(5)	66,004
Total derivative liabilities (6)	(782)	(77,674)	(1,468)		66,004		(13,920)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(8,621)	(1,074)	—		—		(9,695)
Securities of U.S. states and political subdivisions	—	—	—		—		—
Corporate debt securities	—	(4,209)	—		—		(4,209)
Equity securities	(1,692)	(4)	—		—		(1,696)
Other securities	—	(70)	—		—		(70)
Total short sale liabilities	(10,313)	(5,357)	—		—		(15,670)
Other liabilities (excluding derivatives)	—	—	(30)		—		(30)
Total liabilities recorded at fair value	$(11,095)	(83,031)	(1,498)		66,004		(29,620)

(1)	The entire balance is collateralized loan obligations.

(2)
Net gains from trading activities recognized in the income statement for the year ended December 31, 2015, include $1.0 billion in net unrealized losses on trading securities held at December 31, 2015.

(3)
Balances consist of securities that are mostly investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)	Includes collateralized debt obligations of $257 million.

(5)	Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 (Derivatives) for additional information.

(6)	Derivative assets and derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets and trading liabilities, respectively.

(continued on following page)

220	Wells Fargo & Company

(continued from previous page)

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2014
Trading assets (excluding derivatives)
Securities of U.S. Treasury and federal agencies	$10,506	3,886	—		—		14,392
Securities of U.S. states and political subdivisions	—	1,537	7		—		1,544
Collateralized loan and other debt obligations (1)	—	274	445		—		719
Corporate debt securities	—	7,517	54		—		7,571
Mortgage-backed securities	—	16,273	—		—		16,273
Asset-backed securities	—	776	79		—		855
Equity securities	18,512	38	10		—		18,560
Total trading securities (2)	29,018	30,301	595		—		59,914
Other trading assets	—	1,398	55		—		1,453
Total trading assets (excluding derivatives)	29,018	31,699	650		—		61,367
Securities of U.S. Treasury and federal agencies	19,899	5,905	—		—		25,804
Securities of U.S. states and political subdivisions	—	42,667	2,277	(3)	—		44,944
Mortgage-backed securities:
Federal agencies	—	110,089	—		—		110,089
Residential	—	9,245	24		—		9,269
Commercial	—	16,885	109		—		16,994
Total mortgage-backed securities	—	136,219	133		—		136,352
Corporate debt securities	83	14,451	252		—		14,786
Collateralized loan and other debt obligations (4)	—	24,274	1,087	(3)	—		25,361
Asset-backed securities:
Auto loans and leases	—	31	245	(3)	—		276
Home equity loans	—	662	—		—		662
Other asset-backed securities	—	4,189	1,372	(3)	—		5,561
Total asset-backed securities	—	4,882	1,617		—		6,499
Other debt securities	—	20	—		—		20
Total debt securities	19,982	228,418	5,366		—		253,766
Marketable equity securities:
Perpetual preferred securities (5)	468	569	663	(3)	—		1,700
Other marketable equity securities	1,952	24	—		—		1,976
Total marketable equity securities	2,420	593	663		—		3,676
Total available-for-sale securities	22,402	229,011	6,029		—		257,442
Mortgages held for sale	—	13,252	2,313		—		15,565
Loans held for sale	—	1	—		—		1
Loans	—	—	5,788		—		5,788
Mortgage servicing rights (residential)	—	—	12,738		—		12,738
Derivative assets:
Interest rate contracts	27	63,306	365		—		63,698
Commodity contracts	—	7,438	23		—		7,461
Equity contracts	4,102	3,544	1,359		—		9,005
Foreign exchange contracts	65	7,339	—		—		7,404
Credit contracts	—	440	466		—		906
Netting	—	—	—		(65,869)	(6)	(65,869)
Total derivative assets (7)	4,194	82,067	2,213		(65,869)		22,605
Other assets	—	—	2,593		—		2,593
Total assets recorded at fair value	$55,614	356,030	32,324		(65,869)		378,099
Derivative liabilities:
Interest rate contracts	(29)	(59,958)	(72)		—		(60,059)
Commodity contracts	—	(7,680)	(22)		—		(7,702)
Equity contracts	(1,290)	(4,305)	(1,443)		—		(7,038)
Foreign exchange contracts	(60)	(7,767)	—		—		(7,827)
Credit contracts	—	(456)	(655)		—		(1,111)
Other derivative contracts	—	—	(44)		—		(44)
Netting	—	—	—		65,043	(6)	65,043
Total derivative liabilities (7)	(1,379)	(80,166)	(2,236)		65,043		(18,738)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(7,043)	(1,636)	—		—		(8,679)
Securities of U.S. states and political subdivisions	—	(26)	—		—		(26)
Corporate debt securities	—	(5,055)	—		—		(5,055)
Equity securities	(2,259)	(2)	—		—		(2,261)
Other securities	—	(73)	(6)		—		(79)
Total short sale liabilities	(9,302)	(6,792)	(6)		—		(16,100)
Other liabilities (excluding derivatives)	—	—	(28)		—		(28)
Total liabilities recorded at fair value	$(10,681)	(86,958)	(2,270)		65,043		(34,866)

(1)	The entire balance is collateralized loan obligations.

(2)	Net gains from trading activities recognized in the income statement for the year ended December 31, 2014, include $211 million in net unrealized gains on trading securities held at December 31, 2014.

(3)
Balances consist of securities that are mostly investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)	Includes collateralized debt obligations of $500 million.

(5)	Perpetual preferred securities include ARS and corporate preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information.

(6)	Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 (Derivatives) for additional information.

(7)	Derivative assets and derivative liabilities include contracts qualifying for hedge accounting, economic hedges, and derivatives included in trading assets and trading liabilities, respectively.

Wells Fargo & Company	221

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
Transfers into and out of Level 1, Level 2, and Level 3 for the periods presented are provided within Table 17.3. The amounts reported as transfers represent the fair value as of the beginning of the quarter in which the transfer occurred.

Table 17.3: Transfers Between Fair Value Levels

	Transfers Between Fair Value Levels
	Level 1		Level 2		Level 3 (1)
(in millions)	In	Out	In	Out	In	Out	Total
Year ended December 31, 2015
Trading assets (excluding derivatives)	$15	(9)	103	(28)	13	(94)	—
Available-for-sale securities (2)	—	—	76	(8)	8	(76)	—
Mortgages held for sale	—	—	471	(194)	194	(471)	—
Loans	—	—	—	—	—	—	—
Net derivative assets and liabilities (3)	—	—	48	15	(15)	(48)	—
Short sale liabilities	(1)	1	(1)	1	—	—	—
Total transfers	$14	(8)	697	(214)	200	(689)	—
Year ended December 31, 2014
Trading assets (excluding derivatives)	$—	(11)	70	(31)	31	(59)	—
Available-for-sale securities	—	(8)	370	(148)	148	(362)	—
Mortgages held for sale	—	—	229	(440)	440	(229)	—
Loans	—	—	49	(270)	270	(49)	—
Net derivative assets and liabilities (4)	—	—	(134)	20	(20)	134	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$—	(19)	584	(869)	869	(565)	—
Year ended December 31, 2013
Trading assets (excluding derivatives) (5)	$—	(242)	535	(56)	52	(289)	—
Available-for-sale securities (5) (6)	17	—	12,830	(117)	100	(12,830)	—
Mortgages held for sale	—	—	343	(336)	336	(343)	—
Loans	—	—	193	—	—	(193)	—
Net derivative assets and liabilities (4)	—	—	(142)	13	(13)	142	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$17	(242)	13,759	(496)	475	(13,513)	—

(1)	All transfers in and out of Level 3 are disclosed within the recurring Level 3 rollforward tables in this Note.

(2)
Transfers out of Level 3 exclude $640 million in auction rate perpetual preferred equity securities that were transferred in second quarter 2015 from available-for-sale securities to nonmarketable equity investments in other assets. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) for additional information.

(3)
Includes net derivatives assets that were transferred from Level 3 to Level 2 due to increased observable market data. Also includes net derivative liabilities that were transferred from Level 2 to Level 3 due to a decrease in observable market data.

(4)
Includes net derivative liabilities that were transferred from Level 3 to Level 2 due to increased observable market data. Also includes net derivative liabilities that were transferred from Level 2 to Level 3 due to a decrease in observable market data.

(5)
Consists of $231 million of collateralized loan obligations classified as trading assets and $12.5 billion classified as available-for-sale securities that we transferred from Level 3 to Level 2 in 2013 as a result of increased observable market data in the valuation of such instruments.

(6)
Transfers out of available-for-sale securities classified as Level 3 exclude $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

222	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2015, are presented in Table 17.4.

Table 17.4: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis – 2015

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2015
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$7	—	—	1	—	—	8	—
Collateralized loan and other debt obligations	445	8	—	(110)	—	—	343	(28)
Corporate debt securities	54	2	—	—	12	(12)	56	(2)
Mortgage-backed securities	—	1	—	(1)	—	—	—	1
Asset-backed securities	79	16	—	(14)	—	(81)	—	—
Equity securities	10	1	—	(11)	—	—	—	—
Total trading securities	595	28	—	(135)	12	(93)	407	(29)
Other trading assets	55	3	—	(24)	1	(1)	34	(14)
Total trading assets (excluding derivatives)	650	31	—	(159)	13	(94)	441	(43)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	2,277	6	(16)	(691)	—	(76)	1,500	(5)
Mortgage-backed securities:
Residential	24	5	(6)	(22)	—	—	1	—
Commercial	109	12	(18)	(30)	—	—	73	(2)
Total mortgage-backed securities	133	17	(24)	(52)	—	—	74	(2)
Corporate debt securities	252	12	(46)	179	8	—	405	(32)
Collateralized loan and other debt obligations	1,087	218	(169)	(571)	—	—	565	—
Asset-backed securities:
Auto loans and leases	245	—	19	(264)	—	—	—	—
Home equity loans	—	—	—	—	—	—	—	—
Other asset-backed securities	1,372	2	(13)	(179)	—	—	1,182	(1)
Total asset-backed securities	1,617	2	6	(443)	—	—	1,182	(1)
Total debt securities	5,366	255	(249)	(1,578)	8	(76)	3,726	(40)	(4)
Marketable equity securities:
Perpetual preferred securities	663	3	(2)	(24)	—	(640)	—	—
Other marketable equity securities	—	—	—	—	—	—	—	—
Total marketable equity securities	663	3	(2)	(24)	—	(640)	—	—	(5)
Total available-for-sale securities	6,029	258	(251)	(1,602)	8	(716)	3,726	(40)
Mortgages held for sale	2,313	23	—	(977)	194	(471)	1,082	(23)	(6)
Loans	5,788	(128)	—	(344)	—	—	5,316	(117)	(6)
Mortgage servicing rights (residential) (7)	12,738	(1,870)	—	1,547	—	—	12,415	214	(6)
Net derivative assets and liabilities:
Interest rate contracts	293	1,132	—	(1,137)	—	—	288	97
Commodity contracts	1	7	—	6	(2)	—	12	10
Equity contracts	(84)	116	—	(82)	(13)	(48)	(111)	74
Foreign exchange contracts	—	—	—	—	—	—	—	—
Credit contracts	(189)	19	—	167	—	—	(3)	10
Other derivative contracts	(44)	(15)	—	1	—	—	(58)	(15)
Total derivative contracts	(23)	1,259	—	(1,045)	(15)	(48)	128	176	(8)
Other assets	2,593	443	—	52	—	—	3,088	457	(3)
Short sale liabilities	(6)	—	—	6	—	—	—	—	(3)
Other liabilities (excluding derivatives)	(28)	(13)	—	11	—	—	(30)	—	(6)

(1)	See Table 17.5 for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Included in net gains (losses) from debt securities in the income statement.

(5)	Included in net gains (losses) from equity investments in the income statement.

(6)	Included in mortgage banking and other noninterest income in the income statement.

(7)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(8)	Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

Wells Fargo & Company	223

Note 17: Fair Values of Assets and Liabilities (continued)

(continued from previous page)

Table 17.5 presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2015.

Table 17.5: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2015

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2015
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$4	(2)	—	(1)	1
Collateralized loan and other debt obligations	1,093	(1,203)	—	—	(110)
Corporate debt securities	45	(45)	—	—	—
Mortgage-backed securities	—	(1)	—	—	(1)
Asset-backed securities	—	(5)	—	(9)	(14)
Equity securities	—	—	—	(11)	(11)
Total trading securities	1,142	(1,256)	—	(21)	(135)
Other trading assets	4	(27)	—	(1)	(24)
Total trading assets (excluding derivatives)	1,146	(1,283)	—	(22)	(159)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	—	(65)	555	(1,181)	(691)
Mortgage-backed securities:
Residential	—	(22)	—	—	(22)
Commercial	—	(8)	—	(22)	(30)
Total mortgage-backed securities	—	(30)	—	(22)	(52)
Corporate debt securities	200	(11)	—	(10)	179
Collateralized loan and other debt obligations	109	(325)	—	(355)	(571)
Asset-backed securities:
Auto loans and leases	—	—	—	(264)	(264)
Home equity loans	—	—	—	—	—
Other asset-backed securities	141	(1)	274	(593)	(179)
Total asset-backed securities	141	(1)	274	(857)	(443)
Total debt securities	450	(432)	829	(2,425)	(1,578)
Marketable equity securities:
Perpetual preferred securities	—	—	—	(24)	(24)
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	—	—	(24)	(24)
Total available-for-sale securities	450	(432)	829	(2,449)	(1,602)
Mortgages held for sale	202	(1,605)	777	(351)	(977)
Loans	72	—	379	(795)	(344)
Mortgage servicing rights (residential)	—	(3)	1,556	(6)	1,547
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(1,137)	(1,137)
Commodity contracts	—	—	—	6	6
Equity contracts	15	(103)	—	6	(82)
Foreign exchange contracts	—	—	—	—	—
Credit contracts	12	(3)	—	158	167
Other derivative contracts	—	—	—	1	1
Total derivative contracts	27	(106)	—	(966)	(1,045)
Other assets	97	(20)	—	(25)	52
Short sale liabilities	21	(15)	—	—	6
Other liabilities (excluding derivatives)	—	—	—	11	11

224	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2014, are summarized in Table 17.6.

Table 17.6: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis – 2014

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2014
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$39	1	—	(2)	—	(31)	7	—
Collateralized loan and other debt obligations	541	36	—	(121)	4	(15)	445	(48)
Corporate debt securities	53	—	—	(21)	26	(4)	54	1
Mortgage-backed securities	1	—	—	2	—	(3)	—	—
Asset-backed securities	122	32	—	(70)	—	(5)	79	32
Equity securities	13	—	—	(3)	—	—	10	—
Total trading securities	769	69	—	(215)	30	(58)	595	(15)
Other trading assets	54	(10)	—	11	1	(1)	55	(1)
Total trading assets (excluding derivatives)	823	59	—	(204)	31	(59)	650	(16)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	3,214	21	(86)	(569)	59	(362)	2,277	(2)
Mortgage-backed securities:
Residential	64	11	(5)	(46)	—	—	24	—
Commercial	138	9	(1)	(37)	—	—	109	(4)
Total mortgage-backed securities	202	20	(6)	(83)	—	—	133	(4)
Corporate debt securities	281	25	(25)	(29)	—	—	252	—
Collateralized loan and other debt obligations	1,420	117	(47)	(403)	—	—	1,087	(2)
Asset-backed securities:
Auto loans and leases	492	—	(33)	(214)	—	—	245	—
Home equity loans	—	—	—	—	—	—	—	—
Other asset-backed securities	1,657	5	(6)	(373)	89	—	1,372	—
Total asset-backed securities	2,149	5	(39)	(587)	89	—	1,617	—
Total debt securities	7,266	188	(203)	(1,671)	148	(362)	5,366	(8)	(4)
Marketable equity securities:
Perpetual preferred securities	729	8	(29)	(45)	—	—	663	—
Other marketable equity securities	—	4	—	(4)	—	—	—	—
Total marketable equity securities	729	12	(29)	(49)	—	—	663	—	(5)
Total available-for-sale securities	7,995	200	(232)	(1,720)	148	(362)	6,029	(8)
Mortgages held for sale	2,374	4	—	(276)	440	(229)	2,313	7	(6)
Loans	5,723	(52)	—	(104)	270	(49)	5,788	(32)	(6)
Mortgage servicing rights (residential) (7)	15,580	(4,031)	—	1,189	—	—	12,738	(2,122)	(6)
Net derivative assets and liabilities:
Interest rate contracts	(40)	1,588	—	(1,255)	—	—	293	317
Commodity contracts	(10)	(21)	—	(2)	(3)	37	1	(1)
Equity contracts	(46)	96	—	(214)	(17)	97	(84)	(42)
Foreign exchange contracts	9	5	—	(14)	—	—	—	—
Credit contracts	(375)	26	—	160	—	—	(189)	(38)
Other derivative contracts	(3)	(41)	—	—	—	—	(44)	(40)
Total derivative contracts	(465)	1,653	—	(1,325)	(20)	134	(23)	196	(8)
Other assets	1,503	514	—	576	—	—	2,593	(8)	(3)
Short sale liabilities	—	1	—	(7)	—	—	(6)	1	(3)
Other liabilities (excluding derivatives)	(39)	(10)	—	21	—	—	(28)	(1)	(6)

(1)	See Table 17.7 for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Included in net gains (losses) from debt securities in the income statement.

(5)	Included in net gains (losses) from equity investments in the income statement.

(6)	Included in mortgage banking and other noninterest income in the income statement.

(7)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(8)	Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

Wells Fargo & Company	225

Note 17: Fair Values of Assets and Liabilities (continued)

(continued from previous page)

Table 17.7 presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2014.

Table 17.7: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2014

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2014
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$10	(12)	—	—	(2)
Collateralized loan and other debt obligations	1,057	(1,174)	—	(4)	(121)
Corporate debt securities	85	(106)	—	—	(21)
Mortgage-backed securities	3	(1)	—	—	2
Asset-backed securities	17	(47)	—	(40)	(70)
Equity securities	—	—	—	(3)	(3)
Total trading securities	1,172	(1,340)	—	(47)	(215)
Other trading assets	11	(1)	1	—	11
Total trading assets (excluding derivatives)	1,183	(1,341)	1	(47)	(204)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	73	(144)	336	(834)	(569)
Mortgage-backed securities:
Residential	—	(44)	—	(2)	(46)
Commercial	—	(31)	—	(6)	(37)
Total mortgage-backed securities	—	(75)	—	(8)	(83)
Corporate debt securities	21	(32)	10	(28)	(29)
Collateralized loan and other debt obligations	134	(34)	—	(503)	(403)
Asset-backed securities:
Auto loans and leases	—	—	—	(214)	(214)
Home equity loans	—	—	—	—	—
Other asset-backed securities	117	(16)	522	(996)	(373)
Total asset-backed securities	117	(16)	522	(1,210)	(587)
Total debt securities	345	(301)	868	(2,583)	(1,671)
Marketable equity securities:
Perpetual preferred securities	—	—	—	(45)	(45)
Other marketable equity securities	—	(4)	—	—	(4)
Total marketable equity securities	—	(4)	—	(45)	(49)
Total available-for-sale securities	345	(305)	868	(2,628)	(1,720)
Mortgages held for sale	208	(276)	167	(375)	(276)
Loans	76	—	438	(618)	(104)
Mortgage servicing rights (residential)	—	(7)	1,196	—	1,189
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(1,255)	(1,255)
Commodity contracts	—	—	—	(2)	(2)
Equity contracts	—	(116)	—	(98)	(214)
Foreign exchange contracts	—	—	—	(14)	(14)
Credit contracts	3	(2)	—	159	160
Other derivative contracts	—	—	—	—	—
Total derivative contracts	3	(118)	—	(1,210)	(1,325)
Other assets	608	(1)	—	(31)	576
Short sale liabilities	20	(27)	—	—	(7)
Other liabilities (excluding derivatives)	—	—	—	21	21

226	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013 are summarized in Table 17.8.

Table 17.8: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis – 2013

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2013
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$46	3	—	(10)	—	—	39	—
Collateralized loan and other debt obligations	742	67	—	(37)	—	(231)	541	(33)
Corporate debt securities	52	9	—	(1)	13	(20)	53	6
Mortgage-backed securities	6	1	—	9	—	(15)	1	1
Asset-backed securities	138	16	—	(35)	25	(22)	122	15
Equity securities	3	—	—	(3)	13	—	13	—
Total trading securities	987	96	—	(77)	51	(288)	769	(11)
Other trading assets	76	(22)	—	—	1	(1)	54	(8)
Total trading assets (excluding derivatives)	1,063	74	—	(77)	52	(289)	823	(19)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	3,631	11	(85)	(182)	53	(214)	3,214	—
Mortgage-backed securities:
Residential	94	17	(1)	(40)	—	(6)	64	—
Commercial	203	(13)	28	(58)	—	(22)	138	(8)
Total mortgage-backed securities	297	4	27	(98)	—	(28)	202	(8)
Corporate debt securities	274	10	(10)	(13)	23	(3)	281	—
Collateralized loan and other debt obligations	13,188	8	124	625	—	(12,525)	1,420	—
Asset-backed securities:
Auto loans and leases	5,921	(1)	(34)	(1,067)	—	(4,327)	492	—
Home equity loans	51	3	(1)	(5)	—	(48)	—	—
Other asset-backed securities	3,283	27	19	31	24	(1,727)	1,657	(7)
Total asset-backed securities	9,255	29	(16)	(1,041)	24	(6,102)	2,149	(7)	(4)
Total debt securities	26,645	62	40	(709)	100	(18,872)	7,266	(15)	(5)
Marketable equity securities:
Perpetual preferred securities	794	10	(2)	(73)	—	—	729	—
Other marketable equity securities	—	—	—	—	—	—	—	—
Total marketable equity securities	794	10	(2)	(73)	—	—	729	—	(6)
Total available-for-sale securities	27,439	72	38	(782)	100	(18,872)	7,995	(15)
Mortgages held for sale	3,250	5	—	(874)	336	(343)	2,374	(74)	(7)
Loans	6,021	(211)	—	106	—	(193)	5,723	(178)	(7)
Mortgage servicing rights (residential) (8)	11,538	1,156	—	2,886	—	—	15,580	3,398	(7)
Net derivative assets and liabilities:
Interest rate contracts	659	(662)	—	(39)	—	2	(40)	(186)
Commodity contracts	21	—	—	(66)	(1)	36	(10)	(19)
Equity contracts	(122)	(151)	—	137	(14)	104	(46)	48
Foreign exchange contracts	21	(15)	—	1	2	—	9	(8)
Credit contracts	(1,150)	(30)	—	805	—	—	(375)	345
Other derivative contracts	(78)	75	—	—	—	—	(3)	—
Total derivative contracts	(649)	(783)	—	838	(13)	142	(465)	180	(9)
Other assets	162	315	—	1,026	—	—	1,503	(2)	(3)
Short sale liabilities	—	—	—	—	—	—	—	—	(3)
Other liabilities (excluding derivatives)	(49)	3	—	7	—	—	(39)	5	(7)

(1)	See Table 17.9 for detail.

(2)
Represents only net gains (losses) that are due to changes in economic conditions and management’s estimates of fair value and excludes changes due to the collection/realization of cash flows over time.

(3)	Included in net gains (losses) from trading activities and other noninterest income in the income statement.

(4)	Level 3 transfers out include $6.0 billion in asset-backed securities that were transferred from the available-for-sale portfolio to held-to-maturity securities.

(5)	Included in net gains (losses) from debt securities in the income statement.

(6)	Included in net gains (losses) from equity investments in the income statement.

(7)	Included in mortgage banking and other noninterest income in the income statement.

(8)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

(9)	Included in mortgage banking, trading activities, equity investments and other noninterest income in the income statement.

(continued on following page)

Wells Fargo & Company	227

Note 17: Fair Values of Assets and Liabilities (continued)

(continued from previous page)

Table 17.9 presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013.

Table 17.9: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2013

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2013
Trading assets (excluding derivatives):
Securities of U.S. states and political subdivisions	$127	(136)	—	(1)	(10)
Collateralized loan and other debt obligations	1,030	(1,064)	—	(3)	(37)
Corporate debt securities	117	(117)	—	(1)	(1)
Mortgage-backed securities	429	(420)	—	—	9
Asset-backed securities	53	(45)	—	(43)	(35)
Equity securities	—	(3)	—	—	(3)
Total trading securities	1,756	(1,785)	—	(48)	(77)
Other trading assets	—	—	—	—	—
Total trading assets (excluding derivatives)	1,756	(1,785)	—	(48)	(77)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	—	(69)	648	(761)	(182)
Mortgage-backed securities:
Residential	—	(37)	—	(3)	(40)
Commercial	—	(1)	—	(57)	(58)
Total mortgage-backed securities	—	(38)	—	(60)	(98)
Corporate debt securities	—	—	20	(33)	(13)
Collateralized loan and other debt obligations	1,008	(14)	—	(369)	625
Asset-backed securities:
Auto loans and leases	1,751	—	1,047	(3,865)	(1,067)
Home equity loans	—	(5)	—	—	(5)
Other asset-backed securities	1,164	(36)	1,116	(2,213)	31
Total asset-backed securities	2,915	(41)	2,163	(6,078)	(1,041)
Total debt securities	3,923	(162)	2,831	(7,301)	(709)
Marketable equity securities:
Perpetual preferred securities	—	(20)	—	(53)	(73)
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	(20)	—	(53)	(73)
Total available-for-sale securities	3,923	(182)	2,831	(7,354)	(782)
Mortgages held for sale	286	(574)	—	(586)	(874)
Loans	23	—	452	(369)	106
Mortgage servicing rights (residential)	—	(583)	3,469	—	2,886
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(39)	(39)
Commodity contracts	—	—	—	(66)	(66)
Equity contracts	—	(148)	—	285	137
Foreign exchange contracts	—	—	—	1	1
Credit contracts	7	(5)	(4)	807	805
Other derivative contracts	—	—	—	—	—
Total derivative contracts	7	(153)	(4)	988	838
Other assets	1,064	(2)	—	(36)	1,026
Short sale liabilities	8	(8)	—	—	—
Other liabilities (excluding derivatives)	—	—	(4)	11	7

Table 17.10 and Table 17.11 provide quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of our Level 3 assets and liabilities measured at fair value on a recurring basis for which we use an internal model.
The significant unobservable inputs for Level 3 assets and liabilities that are valued using fair values obtained from third-party vendors are not included in the table as the specific inputs applied are not provided by the vendor (see discussion regarding vendor-developed valuations within the “Level 3 Asset and Liability Valuation Processes” section previously within this Note). In addition, the table excludes the valuation techniques and significant unobservable inputs for certain classes of Level 3 assets and liabilities measured using an internal model that we consider, both individually and in the aggregate, insignificant relative to our overall Level 3 assets and liabilities. We made this determination based upon an evaluation of each class that considered the magnitude of the positions, nature of the unobservable inputs and potential for significant changes in fair value due to changes in those inputs.

228	Wells Fargo & Company

Table 17.10: Valuation Techniques – Recurring Basis – 2015

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs				Weighted Average (1)
December 31, 2015
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	$1,213		Discounted cash flow	Discount rate	0.8	-	5.6%		1.9
	51		Vendor priced
Auction rate securities and other municipal bonds	244		Discounted cash flow	Discount rate	0.8	-	4.5		2.0
				Weighted average life	1.0	-	10.0	yrs	4.7
Collateralized loan and other debt obligations (2)	343		Market comparable pricing	Comparability adjustment	(20.0)	-	20.3%		2.9
	565		Vendor priced
Asset-backed securities:
Diversified payment rights (3)	608		Discounted cash flow	Discount rate	1.0	-	5.0		3.2
Other commercial and consumer	508	(4)	Discounted cash flow	Discount rate	2.5	-	6.3		3.8
				Weighted average life	1.0	-	9.4	yrs	4.3
	66		Vendor priced
Mortgages held for sale (residential)	1,033		Discounted cash flow	Default rate	0.5	-	13.7%		3.6
				Discount rate	1.1	-	6.3		4.7
				Loss severity	0.1	-	22.7		11.2
				Prepayment rate	2.6	-	9.6		6.4
	49		Market comparable pricing	Comparability adjustment	(53.3)	-	0.0		(32.6)
Loans	5,316	(5)	Discounted cash flow	Discount rate	0.0	-	3.9		3.1
				Prepayment rate	0.2	-	100.0		14.6
				Utilization rate	0.0	-	0.8		0.3
Mortgage servicing rights (residential)	12,415		Discounted cash flow	Cost to service per loan (6)	$70	-	599		168
				Discount rate	6.8	-	11.8%		7.3
				Prepayment rate (7)	10.1	-	18.9		11.4
Net derivative assets and (liabilities):
Interest rate contracts	230		Discounted cash flow	Default rate	0.1	-	9.6		2.6
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	0.3	-	2.5		2.2
Interest rate contracts: derivative loan commitments	58	(8)	Discounted cash flow	Fall-out factor	1.0	-	99.0		18.8
				Initial-value servicing	(30.6)	-	127.0	bps	41.5
Equity contracts	72		Discounted cash flow	Conversion factor	(10.6)	-	0.0%		(8.1)
				Weighted average life	0.5	-	2.0	yrs	1.5
	(183)		Option model	Correlation factor	(77.0)	-	98.5%		66.0
				Volatility factor	6.5	-	91.3		24.2
Credit contracts	(9)		Market comparable pricing	Comparability adjustment	(53.6)	-	18.2		(0.6)
	6		Option model	Credit spread	0.0	-	19.9		1.6
				Loss severity	13.0	-	73.0		49.6

Other assets: nonmarketable equity investments	3,065		Market comparable pricing	Comparability adjustment	(19.1)	-	(5.5)		(15.1)

Insignificant Level 3 assets, net of liabilities	516	(9)
Total level 3 assets, net of liabilities	$26,166	(10)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments, such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $257 million of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	Consists largely of investments in asset-backed securities that are revolving in nature, in which the timing of advances and repayments of principal are uncertain.

(5)	Consists predominantly of reverse mortgage loans securitized with GNMA that were accounted for as secured borrowing transactions.

(6)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $70 - $335.

(7)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

(8)	Total derivative loan commitments were a net asset of $56 million, of which a $2 million derivative liability was classified as level 2 at December 31, 2015.

(9)
Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes corporate debt securities, mortgage-backed securities, certain other assets, other liabilities and certain net derivative assets and liabilities, such as commodity contracts and other derivative contracts.

(10)	Consists of total Level 3 assets of $27.7 billion and total Level 3 liabilities of $1.5 billion, before netting of derivative balances.

Wells Fargo & Company	229

Note 17: Fair Values of Assets and Liabilities (continued)

Table 17.11: Valuation Techniques – Recurring Basis – 2014

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs			Weighted Average (1)
December 31, 2014
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	$1,900		Discounted cash flow	Discount rate	0.4	-	5.6%		1.5
	61		Vendor priced
Auction rate securities and other municipal bonds	323		Discounted cash flow	Discount rate	1.5	-	7.6		3.9
				Weighted average life	1.3	-	19.4	yrs	6.4
Collateralized loan and other debt obligations (2)	565		Market comparable pricing	Comparability adjustment	(53.9)	-	25.0%		0.9
	967		Vendor priced
Asset-backed securities:
Auto loans and leases	245		Discounted cash flow	Discount rate	0.4	-	0.4		0.4
Other asset-backed securities:
Diversified payment rights (3)	661		Discounted cash flow	Discount rate	0.9	-	7.1		2.9
Other commercial and consumer	750	(4)	Discounted cash flow	Discount rate	1.9	-	21.5		5.0
				Weighted average life	1.6	-	10.7	yrs	4.0
	40		Vendor priced
Marketable equity securities: perpetual preferred	663	(5)	Discounted cash flow	Discount rate	4.1	-	9.3%		6.6
				Weighted average life	1.0	-	11.8	yrs	9.7
Mortgages held for sale (residential)	2,235		Discounted cash flow	Default rate	0.4	-	15.0%		2.6
				Discount rate	1.1	-	7.7		5.2
				Loss severity	0.1	-	26.4		18.3
				Prepayment rate	2.0	-	15.5		8.1
	78		Market comparable pricing	Comparability adjustment	(93.0)	-	10.0		(30.0)
Loans	5,788	(6)	Discounted cash flow	Discount rate	0.0	-	3.8		3.1
				Prepayment rate	0.6	-	100.0		11.2
				Utilization rate	0.0	-	1.0		0.4
Mortgage servicing rights (residential)	12,738		Discounted cash flow	Cost to service per loan (7)	$86	-	683		179
				Discount rate	5.9	-	16.9%		7.6
				Prepayment rate (8)	8.0	-	22.0		12.5
Net derivative assets and (liabilities):
Interest rate contracts	196		Discounted cash flow	Default rate	0.00	-	0.02		0.01
				Loss severity	50.0	-	50.0		50.0
Interest rate contracts: derivative loan commitments	97		Discounted cash flow	Fall-out factor	1.0	-	99.0		24.5
				Initial-value servicing	(31.1)	-	113.3	bps	46.5
Equity contracts	162		Discounted cash flow	Conversion factor	(11.2)	-	0.0%		(8.4)
				Weighted average life	1.0	-	2.0	yrs	1.3
	(246)		Option model	Correlation factor	(56.0)	-	96.3%		42.1
				Volatility factor	8.3	-	80.9		28.3
Credit contracts	(192)		Market comparable pricing	Comparability adjustment	(28.6)	-	26.3		1.8
	3		Option model	Credit spread	0.0	-	17.0		0.9
				Loss severity	11.5	-	72.5		48.7

Other assets: nonmarketable equity investments	2,512		Market comparable pricing	Comparability adjustment	(19.7)	-	(4.0)		(14.7)

Insignificant Level 3 assets, net of liabilities	507	(9)
Total level 3 assets, net of liabilities	$30,054	(10)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $500 million of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	Consists primarily of investments in asset-backed securities that are revolving in nature, in which the timing of advances and repayments of principal are uncertain.

(5)	Consists of auction rate preferred equity securities with no maturity date that are callable by the issuer.

(6)	Consists predominantly of reverse mortgage loans securitized with GNMA that were accounted for as secured borrowing transactions.

(7)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $86 - $270.

(8)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

(9)
Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes corporate debt securities, mortgage-backed securities, certain other assets, other liabilities and certain net derivative assets and liabilities, such as commodity contracts and other derivative contracts.

(10)	Consists of total Level 3 assets of $32.3 billion and total Level 3 liabilities of $2.3 billion, before netting of derivative balances.

230	Wells Fargo & Company

The valuation techniques used for our Level 3 assets and liabilities, as presented in the previous tables, are described as follows:

•
Discounted cash flow - Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an instrument and then discounting those cash flows at a rate of return that results in the fair value amount.

•
Market comparable pricing - Market comparable pricing valuation techniques are used to determine the fair value of certain instruments by incorporating known inputs, such as recent transaction prices, pending transactions, or prices of other similar investments that require significant adjustment to reflect differences in instrument characteristics.

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

Significant unobservable inputs presented in the previous tables are those we consider significant to the fair value of the Level 3 asset or liability. We consider unobservable inputs to be significant if by their exclusion the fair value of the Level 3 asset or liability would be impacted by a predetermined percentage change, or based on qualitative factors, such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the table.

•
Comparability adjustment – is an adjustment made to observed market data, such as a transaction price in order to reflect dissimilarities in underlying collateral, issuer, rating, or other factors used within a market valuation approach, expressed as a percentage of an observed price.

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

•
Cost to service - is the expected cost per loan of servicing a portfolio of loans, which includes estimates for unreimbursed expenses (including delinquency and foreclosure costs) that may occur as a result of servicing such loan portfolios.

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

•
Weighted average life – is the weighted average number of years an investment is expected to remain outstanding based on its expected cash flows reflecting the estimated date the issuer will call or extend the maturity of the instrument or otherwise reflecting an estimate of the timing of an instrument’s cash flows whose timing is not contractually fixed.

Wells Fargo & Company	231

Note 17: Fair Values of Assets and Liabilities (continued)

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity
We generally use discounted cash flow or similar internal modeling techniques to determine the fair value of our Level 3 assets and liabilities. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs as indicated in the preceding tables. Accordingly, changes in these unobservable inputs may have a significant impact on fair value.
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

SECURITIES, LOANS, MORTGAGES HELD FOR SALE and NONMARKETABLE EQUITY INVESTMENTS  The fair values of predominantly all Level 3 trading securities, mortgages held for sale, loans, other nonmarketable equity investments, and available-for-sale securities have consistent inputs, valuation techniques and correlation to changes in underlying inputs. The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs within a discounted cash flow or market comparable pricing valuation technique. Such inputs include discount rate, prepayment rate, default rate, loss severity, utilization rate, comparability adjustment and weighted average life.
These Level 3 assets would decrease (increase) in value based upon an increase (decrease) in discount rate, default rate, loss severity, or weighted average life inputs and would generally decrease (increase) in value based upon an increase (decrease) in prepayment rate. Conversely, the fair value of these Level 3 assets would generally increase (decrease) in value if the utilization rate input were to increase (decrease).
Generally, a change in the assumption used for default rate is accompanied by a directionally similar change in the risk premium component of the discount rate (specifically, the portion related to credit risk) and a directionally opposite change in the assumption used for prepayment rates. The comparability adjustment input may have a positive or negative impact on fair value depending on the change in fair value the comparability adjustment references. Unobservable inputs for comparability adjustment, loss severity, utilization rate and weighted average life do not increase or decrease based on movements in the other significant unobservable inputs for these Level 3 assets.

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

Level 3 derivative assets (liabilities) where we are long the underlying would decrease (increase) in value upon an increase (decrease) in default rate, fall-out factor, credit spread, conversion factor, or loss severity inputs. Conversely, Level 3 derivative assets (liabilities) would generally increase (decrease) in value upon an increase (decrease) in prepayment rate, initial-value servicing, weighted average life, or volatility factor inputs. The inverse of the above relationships would occur for instruments in which we are short the underlying. The correlation factor and comparability adjustment inputs may have a positive or negative impact on the fair value of these derivative instruments depending on the change in value of the item the correlation factor and comparability adjustment is referencing. The correlation factor and comparability adjustment are considered independent from movements in other significant unobservable inputs for derivative instruments.
Generally, for derivative instruments for which we are subject to changes in the value of the underlying referenced instrument, a change in the assumption used for default rate is accompanied by directionally similar change in the risk premium component of the discount rate (specifically, the portion related to credit risk) and a directionally opposite change in the assumption used for prepayment rates. Unobservable inputs for loss severity, fall-out factor, initial-value servicing, weighted average life, conversion factor, and volatility do not increase or decrease based on movements in other significant unobservable inputs for these Level 3 instruments.

MORTGAGE SERVICING RIGHTS  We use a discounted cash flow valuation technique to determine the fair value of Level 3 mortgage servicing rights. These models utilize certain significant unobservable inputs including prepayment rate, discount rate and costs to service. An increase in any of these unobservable inputs will reduce the fair value of the mortgage servicing rights and alternatively, a decrease in any one of these inputs would result in the mortgage servicing rights increasing in value. Generally, a change in the assumption used for the default rate is accompanied by a directionally similar change in the assumption used for cost to service and a directionally opposite change in the assumption used for prepayment. The sensitivity of our residential MSRs is discussed further in Note 8 (Securitizations and Variable Interest Entities).

232	Wells Fargo & Company

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. Table 17.12 provides the fair value hierarchy and carrying amount of all assets that were still held as of December 31, 2015, and 2014, and for which a nonrecurring fair value adjustment was recorded during the years then ended.

Table 17.12: Fair Value on a Nonrecurring Basis

	December 31, 2015				December 31, 2014
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mortgages held for sale (LOCOM) (1)	$—	4,667	1,047	5,714	—	2,197	1,098	3,295
Loans held for sale	—	279	—	279	—	—	—	—
Loans:
Commercial	—	191	—	191	—	243	—	243
Consumer	—	1,406	7	1,413	—	2,018	5	2,023
Total loans (2)	—	1,597	7	1,604	—	2,261	5	2,266
Other assets (3)	—	280	654	934	—	417	460	877

(1)	Consists of commercial mortgages and residential real estate 1-4 family first mortgage loans.

(2)	Represents carrying value of loans for which adjustments are based on the appraised value of the collateral.

(3)	Includes the fair value of foreclosed real estate, other collateral owned and nonmarketable equity investments.

Table 17.13 presents the increase (decrease) in value of certain assets for which a nonrecurring fair value adjustment was recognized during the periods presented.

Table 17.13: Change in Value of Assets with Nonrecurring Fair Value Adjustment

	Year ended December 31,
(in millions)	2015	2014
Mortgages held for sale (LOCOM)	$(3)	33
Loans held for sale	(3)	—
Loans:
Commercial	(165)	(125)
Consumer	(1,001)	(1,336)
Total loans (1)	(1,166)	(1,461)
Other assets (2)	(396)	(341)
Total	$(1,568)	(1,769)

(1)	Represents write-downs of loans based on the appraised value of the collateral.

(2)
Includes the losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets. Also includes impairment losses on nonmarketable equity investments.

Wells Fargo & Company	233

Note 17: Fair Values of Assets and Liabilities (continued)

Table 17.14 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of our Level 3 assets and liabilities measured at fair value on a nonrecurring basis for which we use an internal model. The table is limited to financial instruments that had nonrecurring fair value adjustments during the periods presented.
We have excluded from the table classes of Level 3 assets and liabilities measured using an internal model that we consider, both individually and in the aggregate, insignificant relative to our overall Level 3 nonrecurring measurements. We made this determination based upon an evaluation of each class, which considered the magnitude of the positions, nature of the unobservable inputs and potential for significant changes in fair value due to changes in those inputs.

Table 17.14: Valuation Techniques – Nonrecurring Basis

($ in millions)	Fair Value Level 3		Valuation Technique(s) (1)	Significant Unobservable Inputs (1)		Range of inputs			Weighted Average (2)
December 31, 2015
Residential mortgages held for sale (LOCOM)	$1,047	(3)	Discounted cash flow	Default rate	(4)	0.5	-	5.0%	4.2%
				Discount rate		1.5	-	8.5	3.5
				Loss severity		0.0	-	26.1	2.9
				Prepayment rate	(5)	2.6	-	100.0	65.4
Other assets: nonmarketable equity investments	286		Net asset value	Net asset value	(6)
	228		Market comparable pricing	Comparability adjustment		5.0	-	9.2	8.5
Insignificant level 3 assets	147
Total	$1,708
December 31, 2014
Residential mortgages held for sale (LOCOM)	$1,098	(3)	Discounted cash flow	Default rate	(4)	0.9	-	3.8%	2.1%
				Discount rate		1.5	-	8.5	3.6
				Loss severity		0.0	-	29.8	3.8
				Prepayment rate	(5)	2.0	-	100.0	65.5
Other assets: nonmarketable equity investments	171		Market comparable pricing	Comparability adjustment		6.0	-	6.0	6.0
Insignificant level 3 assets	294
Total	$1,563

(1)	Refer to the narrative following Table 17.11 for a definition of the valuation technique(s) and significant unobservable inputs.

(2)	For residential MHFS, weighted averages are calculated using outstanding unpaid principal balance of the loans.

(3)
Consists of $1.0 billion government insured/guaranteed loans purchased from GNMA-guaranteed mortgage securitization at both December 31, 2015 and 2014, and $41 million and $78 million of other mortgage loans that are not government insured/guaranteed at December 31, 2015 and 2014, respectively.

(4)	Applies only to non-government insured/guaranteed loans.

(5)	Includes the impact on prepayment rate of expected defaults for the government insured/guaranteed loans, which impacts the frequency and timing of early resolution of loans.

(6)	The range and weighted average have not been provided since the investments have been recorded at their net asset redemption values.

234	Wells Fargo & Company

Alternative Investments
Table 17.15 summarizes our investments in various types of funds for which we use net asset values (NAVs) per share as a practical expedient to measure fair value on recurring and nonrecurring bases. The investments are included in trading assets, available-for-sale securities, and other assets. The table excludes those investments that are probable of being sold at an amount different from the funds’ NAVs.

Table 17.15: Alternative Investments

(in millions)	Fair value	Unfunded commitments	Redemption frequency	Redemption notice period
December 31, 2015
Offshore funds	$2	—	Daily - Monthly	1 - 30 days
Hedge funds	—	—	Daily - Quarterly	1 - 90 days
Private equity funds (1)(2)	555	135	N/A	N/A
Venture capital funds (2)	85	9	N/A	N/A
Total (3)	$642	144
December 31, 2014
Offshore funds	$125	—	Daily - Quarterly	1 - 60 days
Hedge funds	1	—	Daily - Quarterly	1-90 days
Private equity funds (1)(2)	1,313	243	N/A	N/A
Venture capital funds (2)	68	9	N/A	N/A
Total (3)	$1,507	252
N/A - Not applicable

(1)
Excludes a private equity fund investment of $0 million and $171 million at December 31, 2015 and 2014, respectively. This investment was sold in second quarter 2015 for an amount different from the fund's NAV.

(2)	Includes certain investments subject to the Volcker Rule that we may have to divest.

(3)
December 31, 2015 and 2014, include $602 million and $1.3 billion respectively, of fair value for nonmarketable equity investments carried at cost for which we use NAVs as a practical expedient for determining nonrecurring fair value adjustments. The fair values of investments that had nonrecurring fair value adjustments were $154 million and $108 million at December 31, 2015 and 2014, respectively.

Offshore funds primarily invest in foreign mutual funds. Redemption restrictions are in place for investments with a fair value of $0 million and $24 million at December 31, 2015 and 2014, respectively.
Private equity funds invest in equity and debt securities issued by private and publicly-held companies in connection with leveraged buyouts, recapitalizations and expansion opportunities. These investments do not allow redemptions. Alternatively, we receive distributions as the underlying assets of the funds liquidate, which we expect to occur over the next 2 years.
Venture capital funds invest in domestic and foreign companies in a variety of industries, including information technology, financial services and healthcare. These investments can never be redeemed with the funds. Instead, we receive distributions as the underlying assets of the fund liquidate, which we expect to occur over the next 5 years.

Wells Fargo & Company	235

Note 17: Fair Values of Assets and Liabilities (continued)

Fair Value Option
The fair value option is an irrevocable election, generally only permitted upon initial recognition of financial assets or liabilities, to measure eligible financial instruments at fair value with changes in fair value reflected in earnings. We may elect the fair value option to align the measurement model with how the financial assets or liabilities are managed or to reduce complexity or accounting asymmetry. Following is a discussion of the portfolios for which we elected the fair value option.

TRADING ASSETS - LOANS We engage in holding loans for market-making purposes to support the buying and selling demands of our customers. These loans are generally held for a short period of time and managed within parameters of internally approved market risk limits. We have elected to measure and carry them at fair value, which best aligns with our risk management practices. Fair value for these loans is primarily determined using readily available market data based on recent transaction prices for similar loans.

MORTGAGES HELD FOR SALE (MHFS) We measure MHFS at fair value for MHFS originations for which an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with economic hedge derivatives along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.

LOANS HELD FOR SALE (LHFS) We elected to measure certain LHFS portfolios at fair value in conjunction with customer accommodation activities, which better aligns the measurement basis of the assets held with our management objectives given the trading nature of these portfolios.

LOANS Loans that we measure at fair value consist predominantly of reverse mortgage loans previously transferred under a GNMA reverse mortgage securitization program accounted for as a secured borrowing. Before the transfer, they were classified as MHFS measured at fair value and, as such, remain carried on our balance sheet under the fair value option.

OTHER FINANCIAL INSTRUMENTS We elected to measure at fair value certain nonmarketable equity securities that are hedged with derivative instruments to better reflect the economics of the transactions. These securities are included in other assets.
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
Table 17.16 reflects differences between the fair value carrying amount of certain assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

Table 17.16: Fair Value Option

	December 31, 2015			December 31, 2014
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Trading assets - loans:
Total loans	$886	935	(49)	1,387	1,410	(23)
Nonaccrual loans	—	—	—	—	1	(1)
Mortgages held for sale:
Total loans	13,539	13,265	274	15,565	15,246	319
Nonaccrual loans	161	228	(67)	160	252	(92)
Loans 90 days or more past due and still accruing	19	22	(3)	27	30	(3)
Loans held for sale:
Total loans	—	5	(5)	1	10	(9)
Nonaccrual loans	—	5	(5)	1	10	(9)
Loans:
Total loans	5,316	5,184	132	5,788	5,527	261
Nonaccrual loans	305	322	(17)	367	376	(9)
Other assets (1)	3,065	N/A	N/A	2,512	N/A	N/A

(1)	Consists of nonmarketable equity investments carried at fair value. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) for more information.

236	Wells Fargo & Company

The assets and liabilities accounted for under the fair value option are initially measured at fair value. Gains and losses from initial measurement and subsequent changes in fair value are recognized in earnings. The changes in fair value related to initial measurement and subsequent changes in fair value included in earnings for these assets and liabilities measured at fair value are shown in Table 17.17 by income statement line item.

Table 17.17: Fair Value Option – Changes in Fair Value Included in Earnings

						Year ended December 31,
	2015			2014			2013
(in millions)	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income
Trading assets - loans	$—	4	4	—	29	4	—	40	3
Mortgages held for sale	1,808	—	—	2,211	—	—	2,073	—	—
Loans held for sale	—	—	—	—	—	—	—	—	—
Loans	—	—	(122)	—	—	(49)	—	—	(216)
Other assets	—	—	457	—	—	518	—	—	324
Other interests held (1)	—	(6)	—	—	(12)	—	—	(15)	—

(1)	Includes retained interests in securitizations.

For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk. Table 17.18 shows the estimated gains and losses from earnings attributable to instrument-specific credit risk related to assets accounted for under the fair value option.

Table 17.18: Fair Value Option – Gains/Losses Attributable to Instrument-Specific Credit Risk

	Year ended December 31,
(in millions)	2015	2014	2013
Gains (losses) attributable to instrument-specific credit risk:
Trading assets - loans	$4	29	40
Mortgages held for sale	29	60	126
Total	$33	89	166

Wells Fargo & Company	237

Note 17: Fair Values of Assets and Liabilities (continued)

Disclosures about Fair Value of Financial Instruments
Table 17.19 is a summary of fair value estimates for financial instruments, excluding financial instruments recorded at fair value on a recurring basis as they are included within Table 17.2 included earlier in this Note. The carrying amounts in the following table are recorded on the balance sheet under the indicated captions, except for nonmarketable equity investments, which are included in other assets.
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

Table 17.19: Fair Value Estimates for Financial Instruments

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2015
Financial assets
Cash and due from banks (1)	$19,111	19,111	—	—	19,111
Federal funds sold, securities purchased under resale agreements and other short-term investments (1)	270,130	14,057	255,911	162	270,130
Held-to-maturity securities	80,197	45,167	32,052	3,348	80,567
Mortgages held for sale (2)	6,064	—	5,019	1,047	6,066
Loans held for sale (2)	279	—	279	—	279
Loans, net (3)	887,497	—	60,848	839,816	900,664
Nonmarketable equity investments (cost method)	7,035	—	14	7,890	7,904
Financial liabilities
Deposits	1,223,312	—	1,194,781	28,616	1,223,397
Short-term borrowings (1)	97,528	—	97,528	—	97,528
Long-term debt (4)	199,528	—	188,015	10,468	198,483
December 31, 2014
Financial assets
Cash and due from banks (1)	$19,571	19,571	—	—	19,571
Federal funds sold, securities purchased under resale agreements and other short-term investments (1)	258,429	8,991	249,438	—	258,429
Held to maturity securities	55,483	41,548	9,021	5,790	56,359
Mortgages held for sale (2)	3,971	—	2,875	1,098	3,973
Loans held for sale (2)	721	—	739	—	739
Loans, net (3)	832,671	—	60,052	784,786	844,838
Nonmarketable equity investments (cost method)	7,033	—	—	8,377	8,377
Financial liabilities
Deposits	1,168,310	—	1,132,845	35,566	1,168,411
Short-term borrowings (1)	63,518	—	63,518	—	63,518
Long-term debt (4)	183,934	—	174,996	10,479	185,475

(1)	Amounts consist of financial instruments in which carrying value approximates fair value.

(2)	Balance reflects MHFS and LHFS, as applicable, other than those MHFS and LHFS for which we elected the fair value option.

(3)
Loans exclude balances for which the fair value option was elected and also exclude lease financing with a carrying amount of $12.4 billion and $12.3 billion at December 31, 2015 and 2014, respectively.

(4)	The carrying amount and fair value exclude obligations under capital leases of $8 million and $9 million at December 31, 2015 and 2014, respectively.

Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in the table above. The estimated fair value of these instruments totaled $1.0 billion and $945 million at December 31, 2015 and 2014, respectively.

238	Wells Fargo & Company

Note 18: Preferred Stock
We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Our total authorized, issued and outstanding preferred stock is presented in the following two tables along with the Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock.

Table 18.1: Preferred Stock Shares

	December 31, 2015		December 31, 2014
	Liquidation preference per share	Shares authorized and designated	Liquidation preference per share	Shares authorized and designated
DEP Shares
Dividend Equalization Preferred Shares (DEP)	$10	97,000	$10	97,000
Series G
7.25% Class A Preferred Stock	—	—	15,000	50,000
Series H
Floating Class A Preferred Stock	20,000	50,000	20,000	50,000
Series I
Floating Class A Preferred Stock	100,000	25,010	100,000	25,010
Series J
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	1,000	2,300,000
Series K
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	1,000	3,500,000
Series L
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	1,000	4,025,000
Series N
5.20% Non-Cumulative Perpetual Class A Preferred Stock	25,000	30,000	25,000	30,000
Series O
5.125% Non-Cumulative Perpetual Class A Preferred Stock	25,000	27,600	25,000	27,600
Series P
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	26,400	25,000	26,400
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	69,000	25,000	69,000
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	34,500	25,000	34,500
Series S
5.900% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	80,000	25,000	80,000
Series T
6.000% Non-Cumulative Perpetual Class A Preferred Stock	25,000	32,200	25,000	32,200
Series U
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	80,000	—	—
Series V
6.000% Non-Cumulative Perpetual Class A Preferred Stock	25,000	40,000	—	—
ESOP
Cumulative Convertible Preferred Stock (1)	—	1,252,386	—	1,251,287
Total		11,669,096		11,597,997

(1)	See the ESOP Cumulative Convertible Preferred Stock section of this Note for additional information about the liquidation preference for the ESOP Cumulative Preferred Stock.

Wells Fargo & Company	239

Note 18: Preferred Stock (continued)

Table 18.2: Preferred Stock – Par and Carrying Value

	December 31, 2015				December 31, 2014
(in millions, except shares)	Shares issued and outstanding	Par value	Carrying value	Discount	Shares issued and outstanding	Par value	Carrying value	Discount
DEP Shares
Dividend Equalization Preferred Shares (DEP)	96,546	$—	—	—	96,546	$—	—	—
Series I (1)
Floating Class A Preferred Stock	25,010	2,501	2,501	—	25,010	2,501	2,501	—
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	2,150,375	2,150	1,995	155	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	3,352,000	3,352	2,876	476	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	3,968,000	3,968	3,200	768	3,968,000	3,968	3,200	768
Series N (1)
5.20% Non-Cumulative Perpetual Class A Preferred Stock	30,000	750	750	—	30,000	750	750	—
Series O (1)
5.125% Non-Cumulative Perpetual Class A Preferred Stock	26,000	650	650	—	26,000	650	650	—
Series P (1)
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	625	625	—	25,000	625	625	—
Series Q (1)
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	69,000	1,725	1,725	—	69,000	1,725	1,725	—
Series R (1)
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	33,600	840	840	—	33,600	840	840	—
Series S (1)
5.900% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	2,000	2,000	—	80,000	2,000	2,000	—
Series T (1)
6.000% Non-Cumulative Perpetual Class A Preferred Stock	32,000	800	800	—	32,000	800	800	—
Series U (1)
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	2,000	2,000	—	—	—	—	—
Series V (1)
6.000% Non-Cumulative Perpetual Class A Preferred Stock	40,000	1,000	1,000	—	—	—	—	—
ESOP
Cumulative Convertible Preferred Stock	1,252,386	1,252	1,252	—	1,251,287	1,251	1,251	—
Total	11,259,917	$23,613	22,214	1,399	11,138,818	$20,612	19,213	1,399

(1)	Preferred shares qualify as Tier 1 capital.

In January 2015, we issued 2 million Depositary Shares, each representing a 1/25th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series U, for an aggregate public offering price of $2.0 billion. In September 2015, we issued 40 million Depositary Shares each representing a 1/1,000th interest in a share of the Non-Cumulative Perpetual Class A Preferred Stock, Series V, for an aggregate public offering price of $1.0 billion.
See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred securities. We do not have a commitment to issue Series H preferred stock.

240	Wells Fargo & Company

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

Table 18.3: ESOP Preferred Stock

	Shares issued and outstanding		Carrying value
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Adjustable dividend rate
(in millions, except shares)	2015	2014	2015	2014	Minimum	Maximum
ESOP Preferred Stock
$1,000 liquidation preference per share
2015	220,408	—	$220	—	8.90%	9.90
2014	283,791	352,158	284	352	8.70	9.70
2013	251,304	288,000	251	288	8.50	9.50
2012	166,353	189,204	166	189	10.00	11.00
2011	177,614	205,263	178	205	9.00	10.00
2010	113,234	141,011	113	141	9.50	10.50
2008	28,972	42,204	29	42	10.50	11.50
2007	10,710	24,728	11	25	10.75	11.75
2006	—	8,719	—	9	10.75	11.75
Total ESOP Preferred Stock (1)	1,252,386	1,251,287	$1,252	1,251
Unearned ESOP shares (2)			$(1,362)	(1,360)

(1)	At December 31, 2015 and 2014, additional paid-in capital included $110 million and $109 million, respectively, related to ESOP preferred stock.

(2)
We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Wells Fargo & Company	241

Note 19: Common Stock and Stock Plans (continued)

Note 19: Common Stock and Stock Plans
Common Stock
Table 19.1 presents our reserved, issued and authorized shares of common stock at December 31, 2015.

Table 19.1: Common Stock Shares

Number of shares
Dividend reinvestment and common stock purchase plans	9,011,692
Director plans	825,868
Stock plans (1)	414,005,566
Convertible securities and warrants	100,652,100
Total shares reserved	524,495,226
Shares issued	5,481,811,474
Shares not reserved or issued	2,993,693,300
Total shares authorized	9,000,000,000

(1)	Includes employee options, restricted shares and restricted share rights, 401(k) profit sharing and compensation deferral plans.

At December 31, 2015, we had warrants outstanding and exercisable to purchase 34,816,632 shares of our common stock with an exercise price of $33.92 per share, expiring on October 28, 2018. We purchased none of these warrants in 2015 or 2014. Warrants to purchase 3,607,802 and 684,430 shares of our common stock were exercised in 2015 and 2014, respectively. These warrants were issued in connection with our participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).

Dividend Reinvestment and Common Stock Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments, under the plan's terms.

Employee Stock Plans
We offer stock-based employee compensation plans as described below. For information on our accounting for stock-based compensation plans, see Note 1 (Summary of Significant Accounting Policies).

LONG-TERM INCENTIVE COMPENSATION PLANS  Our Long- Term Incentive Compensation Plan (LTICP) provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted stock rights (RSRs), performance share awards (PSAs), performance units and stock awards with or without restrictions.
Beginning in 2010, we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs were granted. RSRs generally continue to vest after retirement according to the original vesting schedule. Except in limited circumstances, RSRs are canceled when employment ends.

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
Compensation expense for most of our RSRs, and PSAs granted prior to 2013 is based on the quoted market price of the related stock at the grant date; beginning in 2013 certain RSRs and all PSAs granted include discretionary performance based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price. Stock option expense is based on the fair value of the awards at the date of grant. Table 19.2 summarizes the major components of stock incentive compensation expense and the related recognized tax benefit.

Table 19.2: Stock Incentive Compensation Expense

	Year ended December 31,
(in millions)	2015	2014	2013
RSRs	$675	639	568
Performance shares	169	219	157
Total stock incentive compensation expense	$844	858	725
Related recognized tax benefit	$318	324	273

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
The total number of shares of common stock available for grant under the plans at December 31, 2015, was 214 million.

242	Wells Fargo & Company

Director Awards
Beginning in 2011, we granted only common stock awards under the LTICP to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. Stock awards vest immediately. Options also were granted to directors prior to 2011 and can be exercised after 12 months through the tenth anniversary of the grant date. Options granted prior to 2005 may include the right to acquire a “reload” stock option. Reload grants are fully vested upon grant and are expensed immediately. The last reload options were granted in 2013. As of December 31, 2015, none of the options outstanding included a reload feature.

Restricted Share Rights
A summary of the status of our RSRs and restricted share awards at December 31, 2015, and changes during 2015 is presented in Table 19.3.

Table 19.3: Restricted Share Rights

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2015	53,572,149	$36.46
Granted	13,363,597	55.34
Vested	(25,712,018)	37.39
Canceled or forfeited	(588,936)	41.98
Nonvested at December 31, 2015	40,634,792	42.00

The weighted-average grant date fair value of RSRs granted during 2014 and 2013 was $36.46 and $35.52, respectively.
At December 31, 2015, there was $686 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of RSRs that vested during 2015, 2014 and 2013 was $1.4 billion, $1.0 billion and $472 million, respectively.

Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company's achievement of specified performance criteria over a three-year period. PSAs are granted at a target number; based on the Company's performance, the number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2015, the determination of the number of performance shares that will vest will occur in first quarter of 2016 after review of the Company’s performance by the Human Resources Committee of the Board of Directors. Beginning in 2013, PSAs granted include discretionary performance-based vesting conditions and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price and the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards cannot be finalized until the determination of the awards that will vest.
A summary of the status of our PSAs at December 31, 2015, and changes during 2015 is in Table 19.4, based on the performance adjustments recognized as of December 2015.

Table 19.4: Performance Share Awards

	Number	Weighted- average grant-date fair value (1)
Nonvested at January 1, 2015	9,294,768	$36.87
Granted	3,530,859	45.52
Vested	(5,399,517)	37.75
Nonvested at December 31, 2015	7,426,110	40.34

(1)	Reflects approval date fair value for grants subject to variable accounting.

The weighted-average grant date fair value of performance awards granted during 2014 and 2013 was $36.87 and $33.56, respectively.
At December 31, 2015, there was $34 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.7 years. The total fair value of PSAs that vested during 2015, 2014 and 2013 was $299 million, $262 million, and $168 million, respectively.

Wells Fargo & Company	243

Note 19: Common Stock and Stock Plans (continued)

Stock Options
Table 19.5 summarizes stock option activity and related information for the stock plans. Options assumed in mergers are included in the activity and related information for Incentive

Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Awards if originally issued under a director plan.

Table 19.5: Stock Option Activity

	Number	Weighted- average exercise price	Weighted- average remaining contractual term (in yrs.)	Aggregate intrinsic value (in millions)
Incentive compensation plans
Options outstanding as of December 31, 2014	97,663,200	$43.40
Canceled or forfeited	(2,258,720)	238.54
Exercised	(20,084,720)	30.63
Options exercisable and outstanding as of December 31, 2015	75,319,760	40.96	2.0	$1,956
Director awards
Options outstanding as of December 31, 2014	391,547	32.07
Exercised	(84,657)	30.95
Options exercisable and outstanding as of December 31, 2015	306,890	32.37	1.5	7

The total intrinsic value of options exercised during 2015, 2014 and 2013 was $497 million, $805 million and $643 million, respectively.
Cash received from the exercise of stock options for 2015, 2014 and 2013 was $618 million, $1.2 billion and $1.6 billion, respectively.
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
Table 19.6 presents the weighted-average per share fair value of options granted and the assumptions used based on a Black-Scholes option valuation model. All of the options granted in 2013 resulted from the reload feature.

Table 19.6: Weighted-Average Per Share Fair Value of Options Granted

	Year ended December 31,
	2015	2014	2013
Per share fair value of options granted	$—	—	1.58
Expected volatility	—%	—	18.3
Expected dividends	$—	—	0.93
Expected term (in years)	—	—	0.5
Risk-free interest rate	—%	—	0.1

Employee Stock Ownership Plan
The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2015, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP preferred stock. As our employer contributions are made to the 401(k) Plan and are used by the 401(k) Plan to make ESOP loan payments, the ESOP preferred stock in the 401(k) Plan is released and converted into our common stock shares. Dividends on the common stock shares allocated as a result of the release and conversion of the ESOP preferred stock reduce retained earnings, and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP preferred stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP preferred stock. With each principal and interest payment, a portion of the ESOP preferred stock is released and converted to common stock shares, which are allocated to the 401(k) Plan participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan.

244	Wells Fargo & Company

Table 19.7 presents the balance of common stock and unreleased preferred stock held in the Wells Fargo ESOP fund, the fair value of unreleased ESOP preferred stock and the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan.

Table 19.7: Common Stock and Unreleased Preferred Stock in the Wells Fargo ESOP Fund

	Shares outstanding
	December 31,
(in millions, except shares)	2015	2014	2013
Allocated shares (common)	137,418,176	136,801,782	137,354,139
Unreleased shares (preferred)	1,252,386	1,251,287	1,105,664
Fair value of unreleased ESOP preferred shares	$1,252	1,251	1,105

	Dividends paid
	Year ended December 31,
	2015	2014	2013
Allocated shares (common)	$201	186	159
Unreleased shares (preferred)	143	152	132

Deferred Compensation Plan for Independent Sales Agents
WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of the Parent formed solely to sponsor a deferred compensation plan for independent sales agents who provide investment, financial and other qualifying services for or with respect to participating affiliates.

The Nonqualified Deferred Compensation Plan for Independent Contractors, which became effective January 1, 2002, allowed participants to defer all or part of their eligible compensation payable to them by a participating affiliate. The plan was frozen for new compensation deferrals effective January 1, 2012. The Parent has fully and unconditionally guaranteed the deferred compensation obligations of WF Deferred Compensation Holdings, Inc. under the plan.

Wells Fargo & Company	245

Note 20: Employee Benefits and Other Expenses (continued)

Note 20: Employee Benefits and Other Expenses
Pension and Postretirement Plans
We sponsor a frozen noncontributory qualified defined benefit retirement plan called the Wells Fargo & Company Cash Balance Plan (Cash Balance Plan), which covers eligible employees of Wells Fargo. The Cash Balance Plan was frozen on July 1, 2009 and no new benefits accrue after that date.
Prior to July 1, 2009, eligible employees' Cash Balance Plan accounts were allocated a compensation credit based on a percentage of their certified compensation; the freeze discontinued the allocation of compensation credits after June 30, 2009. Investment credits continue to be allocated to participants based on their accumulated balances.
We recognize settlement losses for our Cash Balance Plan based on an assessment of whether our estimated lump sum payments related to the Cash Balance Plan will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold). Lump sum payments did not exceed this threshold in 2015 and 2014. In 2013, lump sum payments exceeded this threshold. Settlement losses of $123 million were recognized in 2013, representing the pro rata portion of the net loss remaining in cumulative other comprehensive income based on the percentage reduction in the Cash Balance Plan’s projected benefit obligation. A remeasurement of the Cash Balance liability and related plan assets occurs at the end of each quarter in which settlement losses are recognized.
We did not make a contribution to our Cash Balance Plan in 2015. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2016; however, this is dependent on the finalization of the actuarial valuation in 2016. Our decision of whether to make a contribution in 2016 will be based on various factors including the actual investment performance of plan assets during 2016. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2016 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.
We provide health care and life insurance benefits for certain retired employees and reserve the right to terminate, modify or amend any of the benefits at any time.
The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans. In 2015 and 2014, the Society of Actuaries (SOA) published updated mortality tables. The benefit obligations at December 31, 2015 and 2014, reflect the SOA's updated mortality tables, which did not have a material effect on these obligations.
Table 20.1 presents the changes in the benefit obligation and the fair value of plan assets, the funded status, and the amounts recognized on the balance sheet.

Table 20.1: Changes in Benefit Obligation and Fair Value of Plan Assets

	December 31, 2015			December 31, 2014
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$11,125	730	1,100	10,198	669	982
Service cost	2	—	6	1	—	7
Interest cost	429	25	42	465	27	42
Plan participants’ contributions	—	—	68	—	—	73
Actuarial loss (gain)	(196)	(25)	(56)	1,161	89	136
Benefits paid	(676)	(82)	(139)	(692)	(54)	(148)
Medicare Part D subsidy	—	—	9	—	—	9
Curtailment	—	—	(25)	—	—	—
Foreign exchange impact	(11)	(1)	(3)	(8)	(1)	(1)
Benefit obligation at end of year	10,673	647	1,002	11,125	730	1,100
Change in plan assets:
Fair value of plan assets at beginning of year	9,626	—	624	9,409	—	645
Actual return on plan assets	(112)	—	2	909	—	26
Employer contribution	7	82	4	7	54	19
Plan participants’ contributions	—	—	68	—	—	73
Benefits paid	(676)	(82)	(139)	(692)	(54)	(148)
Medicare Part D subsidy	—	—	9	—	—	9
Foreign exchange impact	(9)	—	—	(7)	—	—
Fair value of plan assets at end of year	8,836	—	568	9,626	—	624
Funded status at end of year	$(1,837)	(647)	(434)	(1,499)	(730)	(476)
Amounts recognized on the balance sheet at end of year: Liabilities	$(1,837)	(647)	(434)	(1,499)	(730)	(476)

246	Wells Fargo & Company

Table 20.2 provides information for pension plans with benefit obligations in excess of plan assets.

Table 20.2: Pension Plans with Benefit Obligations in Excess of Plan Assets

	Dec 31,	Dec 31,
(in millions)	2015	2014
Projected benefit obligation	$11,317	11,855
Accumulated benefit obligation	11,314	11,851
Fair value of plan assets	8,832	9,626

Table 20.3 presents the components of net periodic benefit cost and other comprehensive income.

Table 20.3: Net Periodic Benefit Cost and Other Comprehensive Income

	December 31, 2015			December 31, 2014			December 31, 2013
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$2	—	6	1	—	7	—	—	11
Interest cost	429	25	42	465	27	42	465	29	47
Expected return on plan assets	(644)	—	(35)	(629)	—	(36)	(674)	—	(36)
Amortization of net actuarial loss (gain)	108	18	(4)	91	11	(28)	137	15	(1)
Amortization of prior service credit	—	—	(3)	—	—	(2)	—	—	(2)
Settlement loss (1)	—	13	—	—	2	—	124	3	—
Curtailment gain	—	—	(43)	—	—	—	—	—	—
Net periodic benefit cost	(105)	56	(37)	(72)	40	(17)	52	47	19
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	560	(25)	(23)	881	89	146	(1,175)	(17)	(341)
Amortization of net actuarial gain (loss)	(108)	(18)	4	(91)	(11)	28	(137)	(15)	1
Prior service credit	—	—	18	—	—	—	—	—	—
Amortization of prior service credit	—	—	3	—	—	2	—	—	2
Settlement (1)	—	(13)	—	—	(2)	—	(124)	(3)	—
Total recognized in other comprehensive income	452	(56)	2	790	76	176	(1,436)	(35)	(338)
Total recognized in net periodic benefit cost and other comprehensive income	$347	—	(35)	718	116	159	(1,384)	12	(319)

(1)	Qualified settlements in 2013 include $123 million for the Cash Balance Plan.

Table 20.4 provides the amounts recognized in cumulative OCI (pre tax).

Table 20.4: Benefits Recognized in Cumulative OCI

	December 31, 2015			December 31, 2014
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$3,128	168	(165)	2,677	224	(147)
Net prior service credit	(1)	—	—	(2)	—	(20)
Total	$3,127	168	(165)	2,675	224	(167)
The net actuarial loss for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2016 is $141 million. The net prior service credit for other post retirement plans was fully recognized in 2015 in conjunction with a curtailment.

Wells Fargo & Company	247

Note 20: Employee Benefits and Other Expenses (continued)

Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting

Policies). Table 20.5 presents the weighted-average discount rates used to estimate the projected benefit obligation for pension benefits.

Table 20.5: Discount Rates Used to Estimate Projected Benefit Obligation

	December 31, 2015			December 31, 2014
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	4.25%	4.25	4.25	4.00	3.75	4.00

Table 20.6 presents the weighted-average assumptions used to determine the net periodic benefit cost.

Table 20.6: Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost

	December 31, 2015			December 31, 2014			December 31, 2013
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate (1)	4.00%	3.60	4.00	4.75	4.16	4.50	4.38	4.08	3.75
Expected return on plan assets	7.00	N/A	6.00	7.00	N/A	6.00	7.50	N/A	6.00

(1)
The discount rate for the 2013 qualified pension benefits and for the 2015, 2014, and 2013 nonqualified pension benefits includes the impact of quarter-end remeasurements when settlement losses are recognized.

To account for postretirement health care plans we use health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation we assume an average annual increase of approximately 9.30%, for health care costs in 2016. This rate is assumed to trend down 0.40%-0.60% per year until the trend rate reaches an ultimate rate of 5.00% in 2024. The 2015 periodic benefit cost was determined using an initial annual trend rate of 7.00%. This rate was assumed to decrease 0.25% per year until the trend rate reached an ultimate rate of 5.00% in 2023. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2015, by $34 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2015 by $2 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2015, by $30 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2015 by $2 million.

Investment Strategy and Asset Allocation
We seek to achieve the expected long-term rate of return with a prudent level of risk given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with long-term growth opportunities while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies. We target the asset allocation for our Cash Balance Plan at a target mix range of 30%-50% equities, 40%-60% fixed income, and approximately 10% in real estate, venture capital, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.

Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 40%-60% for both equities and fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees' Beneficiary Association (VEBA) trust, which are invested with a general target asset mix of 20%-40% equities and 60%-80% fixed income. In addition, the strategy for the VEBA trust assets considers the effect of income taxes by utilizing a combination of variable annuity and low turnover investment strategies. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in Table 20.7. Other benefits payments are expected to be reduced by prescription drug subsidies from the federal government provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

Table 20.7: Projected Benefit Payments

	Pension benefits		Other benefits
(in millions)	Qualified	Non- qualified	Future benefits	Subsidy receipts
Year ended December 31,
2016	$762	61	86	11
2017	753	60	87	12
2018	737	56	87	12
2019	740	53	87	12
2020	745	52	87	12
2021-2025	3,578	224	410	61

248	Wells Fargo & Company

Fair Value of Plan Assets
Table 20.8 presents the balances of pension plan assets and other benefit plan assets measured at fair value. See Note 17

(Fair Values of Assets and Liabilities) for fair value hierarchy level definitions.

Table 20.8: Pension and Other Benefit Plan Assets

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2015
Cash and cash equivalents	$5	109	—	114	119	21	—	140
Long duration fixed income (1)	446	3,253	16	3,715	—	—	—	—
Intermediate (core) fixed income (2)	4	499	—	503	—	182	—	182
High-yield fixed income	—	276	4	280	—	—	—	—
International fixed income	51	250	—	301	—	—	—	—
Domestic large-cap stocks (3)	809	378	—	1,187	—	118	—	118
Domestic mid-cap stocks	226	125	—	351	—	31	—	31
Domestic small-cap stocks (4)	207	13	—	220	—	17	—	17
Global stocks (5)	48	161	—	209	—	—	—	—
International stocks (6)	463	287	—	750	22	33	—	55
Emerging market stocks	—	311	—	311	—	—	—	—
Real estate/timber (7)	109	1	245	355	—	—	—	—
Hedge funds (8)	—	160	71	231	—	—	—	—
Private equity	—	—	148	148	—	—	—	—
Other	—	66	27	93	2	—	23	25
Total plan investments	$2,368	5,889	511	8,768	143	402	23	568
Net receivables				68				—
Total plan assets				$8,836				568
December 31, 2014
Cash and cash equivalents	$31	224	—	255	139	21	—	160
Long duration fixed income (1)	556	3,622	12	4,190	—	—	—	—
Intermediate (core) fixed income (2)	127	329	—	456	61	115	—	176
High-yield fixed income	1	321	5	327	—	—	—	—
International fixed income	53	284	—	337	—	—	—	—
Domestic large-cap stocks (3)	833	375	—	1,208	—	102	—	102
Domestic mid-cap stocks	252	140	—	392	—	47	—	47
Domestic small-cap stocks (4)	238	17	—	255	—	37	—	37
Global stocks (5)	47	155	—	202	—	—	—	—
International stocks (6)	457	276	—	733	25	53	—	78
Emerging market stocks	—	412	—	412	—	—	—	—
Real estate/timber (7)	121	1	265	387	—	—	—	—
Hedge funds (8)	—	203	84	287	—	—	—	—
Private equity	—	—	155	155	—	—	—	—
Other	—	23	52	75	2	—	22	24
Total plan investments	$2,716	6,382	573	9,671	227	375	22	624
Payable upon return of securities loaned				(53)				—
Net receivables				8				—
Total plan assets				$9,626				624

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

(3)
This category covers a broad range of investment styles, including active, enhanced index and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across eight unique investment strategies with no single investment manager strategy representing more than 2.5% of total plan assets.

(4)
This category consists of a highly diversified combination of four distinct investment management strategies with no single strategy representing more than 2% of total plan assets. Allocations in this category are spread across actively managed approaches with distinct value and growth emphasized approaches in fairly equal proportions.

(5)
This category consists of three unique investment strategies providing exposure to broadly diversified, global equity investments, which generally have an allocation of 40-60% in U.S. domiciled equities and an equivalent allocation range in primarily developed market, non-U.S. equities, with no single strategy representing more than 1.5% of total Plan assets.

(6)
This category includes assets diversified across six unique investment strategies providing exposure to companies based primarily in developed market, non-U.S. countries with no single strategy representing more than 2.5% of total plan assets.

(7)
This category primarily includes investments in private and public real estate, as well as timber specific limited partnerships; real estate holdings are diversified by geographic location and sector (e.g., retail, office, apartments).

(8)
This category consists of several investment strategies diversified across more than 30 hedge fund managers. Single manager allocation exposure is limited to 0.15% (15 basis points) of total plan assets.

Wells Fargo & Company	249

Note 20: Employee Benefits and Other Expenses (continued)

Table 20.9 presents the changes in Level 3 pension plan and other benefit plan assets measured at fair value.

Table 20.9: Fair Value Level 3 Pension and Other Benefit Plan Assets

	Balance beginning of year	Gains (losses)		Purchases, sales and settlements (net)	Transfers Into/ (Out of) Level 3	Balance end of year
(in millions)		Realized	Unrealized (1)
Year ended December 31, 2015
Pension plan assets:
Long duration fixed income	$12	—	—	1	3	16
High-yield fixed income	5	—	—	2	(3)	4
Real estate/timber	265	10	8	(38)	—	245
Hedge funds	84	4	(5)	(21)	9	71
Private equity	155	19	(5)	(21)	—	148
Other	52	9	(7)	(27)	—	27
	$573	42	(9)	(104)	9	511
Other benefits plan assets:
Other	$22	—	—	1	—	23
	$22	—	—	1	—	23
Year ended December 31, 2014
Pension plan assets:
Long duration fixed income	$1	—	—	1	10	12
High-yield fixed income	—	—	—	3	2	5
International stocks	1	—	—	(1)	—	—
Real estate/timber	294	9	34	(72)	—	265
Hedge funds	152	1	4	(9)	(64)	84
Private equity	158	12	(3)	(12)	—	155
Other	52	2	1	(3)	—	52
	$658	24	36	(93)	(52)	573
Other benefits plan assets:
Other	$22	—	—	—	—	22
	$22	—	—	—	—	22

(1)	All unrealized gains (losses) relate to instruments held at period end.

VALUATION METHODOLOGIES  Following is a description of the valuation methodologies used for assets measured at fair value.

Cash and Cash Equivalents – includes investments in collective investment funds valued at fair value based upon the quoted market values of the underlying net assets. The unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments traded on an active market. This group of assets also includes investments in registered investment companies valued at the NAV of shares held at year end and in interest-bearing bank accounts.

Long Duration, Intermediate (Core), High-Yield, and International Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, and discounted cash flow analyses using significant inputs observable in the market where available, or a combination of multiple valuation techniques. This group of assets also includes highly liquid government securities such as U.S. Treasuries, limited partnerships valued at the NAV provided by the fund sponsor and registered investment companies and collective investment funds described above.

Domestic, Global, International and Emerging Market Stocks – investments in exchange-traded equity securities are valued at quoted market values. This group of assets also includes investments in registered investment companies, collective investment funds and limited partnerships described above.

Real Estate and Timber – the fair value of real estate and timber is estimated based primarily on appraisals prepared by third-party appraisers. Market values are estimates and the actual market price of the real estate can only be determined by negotiation between independent third parties in a sales transaction. This group of assets also includes investments in exchange-traded equity securities and collective investment funds described above.

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

250	Wells Fargo & Company

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

Defined Contribution Retirement Plans
We sponsor a defined contribution retirement plan named the Wells Fargo & Company 401(k) Plan (401(k) Plan). Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, subject to statutory limits. Eligible employees who complete 1 year of service are eligible for company matching contributions, which are generally dollar for dollar up to 6% of an employee's eligible certified compensation. Matching contributions are 100% vested. The 401(k) Plan includes an employer discretionary profit sharing contribution feature to allow us to make a contribution to eligible employees’ 401(k) Plan accounts. Eligible employees who complete 1 year of service are eligible for profit sharing contributions. Profit sharing contributions are vested after 3 years of service. Total defined contribution retirement plan expenses were $1.1 billion in both 2015 and 2014 and $1.2 billion in 2013.

Other Expenses
Table 20.10 presents expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements.

Table 20.10: Other Expenses

	Year ended December 31,
(in millions)	2015	2014	2013
Outside professional services	$2,665	2,689	2,519
Operating losses	1,871	1,249	821
Outside data processing	985	1,034	983
Contract services	978	975	935
Travel and entertainment	692	904	885

Wells Fargo & Company	251

Note 21:  Income Taxes (continued)

Note 21: Income Taxes
Table 21.1 presents the components of income tax expense.
Table 21.1: Income Tax Expense

	Year ended December 31,
(in millions)	2015	2014	2013
Current:
Federal	$10,822	7,321	4,601
State and local	1,669	520	736
Foreign	139	112	91
Total current	12,630	7,953	5,428
Deferred:
Federal	(2,047)	2,117	4,457
State and local	(235)	224	522
Foreign	17	13	(2)
Total deferred	(2,265)	2,354	4,977
Total	$10,365	10,307	10,405
The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in Table 21.2.

Table 21.2: Net Deferred Tax Liability

	December 31,
(in millions)	2015	2014
Deferred tax assets
Allowance for loan losses	$4,363	4,592
Deferred compensation and employee benefits	4,589	4,608
Accrued expenses	1,460	1,213
PCI loans	1,816	1,935
Net operating loss and tax credit carry forwards	528	631
Other	1,448	1,700
Total deferred tax assets	14,204	14,679
Deferred tax assets valuation allowance	(358)	(426)
Deferred tax liabilities
Mortgage servicing rights	(5,399)	(5,860)
Leasing	(3,866)	(4,057)
Mark to market, net	(5,471)	(7,635)
Intangible assets	(1,233)	(1,494)
Net unrealized gains on investment securities	(1,008)	(2,737)
Insurance reserves	(2,071)	(2,087)
Other	(2,063)	(1,635)
Total deferred tax liabilities	(21,111)	(25,505)
Net deferred tax liability (1)	$(7,265)	(11,252)

(1)	Included in accrued expenses and other liabilities.

Deferred taxes related to net unrealized gains (losses) on investment securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 23 (Other Comprehensive Income)). These associated adjustments increased OCI by $1.8 billion in 2015.
We have determined that a valuation reserve is required for 2015 in the amount of $358 million predominantly attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
At December 31, 2015, we had net operating loss carry forwards with related deferred tax assets of $528 million. If these carry forwards are not utilized, they will expire in varying amounts through 2035.
At December 31, 2015, we had undistributed foreign earnings of $2.0 billion related to foreign subsidiaries. We intend to reinvest these earnings indefinitely outside the U.S. and accordingly have not provided $557 million of income tax liability on these earnings.
Table 21.3 reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

252	Wells Fargo & Company

Table 21.3: Effective Income Tax Expense and Rate

	December 31,
	2015		2014		2013
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$11,641	35.0%	$11,677	35.0%	$11,299	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	1,025	3.1	971	2.9	964	3.0
Tax-exempt interest	(641)	(1.9)	(550)	(1.6)	(490)	(1.5)
Tax credits	(1,108)	(3.3)	(1,074)	(3.2)	(967)	(3.0)
Life insurance	(186)	(0.6)	(179)	(0.5)	(173)	(0.5)
Leveraged lease tax expense	140	0.4	158	0.5	302	0.9
Other	(506)	(1.5)	(696)	(2.2)	(530)	(1.7)
Effective income tax expense and rate	$10,365	31.2%	$10,307	30.9%	$10,405	32.2%

The effective tax rate for 2015 includes net reductions in reserves for uncertain tax positions primarily due to audit resolutions of prior period matters with U.S. federal and state taxing authorities. The effective tax rate for 2014 included a net reduction in the reserve for uncertain tax positions primarily due to the resolution of prior period matters with state taxing authorities. The effective tax rate for 2013 included a net reduction in the reserve for uncertain tax positions primarily due to settlements with authorities regarding certain cross border transactions and tax benefits recognized from the realization for tax purposes of a previously written down investment.
Table 21.4 presents the change in unrecognized tax benefits.

Table 21.4: Change in Unrecognized Tax Benefits

	Year ended December 31,
(in millions)	2015	2014
Balance at beginning of year	$5,002	5,528
Additions:
For tax positions related to the current year	196	412
For tax positions related to prior years	225	324
Reductions:
For tax positions related to prior years	(413)	(213)
Lapse of statute of limitations	(22)	(50)
Settlements with tax authorities	(182)	(999)
Balance at end of year	$4,806	5,002

Of the $4.8 billion of unrecognized tax benefits at December 31, 2015, approximately $3.0 billion would, if recognized, affect the effective tax rate. The remaining $1.8 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We recognize interest and penalties as a component of income tax expense. As of December 31, 2015 and 2014, we have accrued approximately $524 million and $660 million for the payment of interest and penalties, respectively. In 2015, we recognized in income tax expense a net tax benefit related to interest and penalties of $79 million. In 2014, we recognized in income tax expense a net tax benefit related to interest and penalties of $142 million.

We are subject to U.S. federal income tax as well as income tax in numerous state and foreign jurisdictions. We are routinely examined by tax authorities in these various jurisdictions. The IRS is currently examining the 2011 through 2014 consolidated federal income tax returns of Wells Fargo & Company and its subsidiaries. In addition, we are currently subject to examination by various state, local and foreign taxing authorities. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and foreign income tax examinations for taxable years prior to 2007. Wachovia Corporation and its subsidiaries are no longer subject to federal examination and, with limited exception, are no longer subject to state, local and foreign income tax examinations.
We are litigating or appealing various issues related to prior IRS examinations for the periods 2003 through 2010, and we are appealing various issues related to IRS examinations of Wachovia’s 2006 through 2008 tax years. For the 2003 through 2006 Wells Fargo periods and the 2006 through 2008 Wachovia periods, we have paid the IRS the contested income tax and interest associated with these issues and refund claims have been filed for the respective years. It is possible that one or more of these examinations, appeals or litigation may be resolved within the next twelve months resulting in a decrease of up to $600 million to our gross unrecognized tax benefits.

Wells Fargo & Company	253

Note 22: Earnings Per Common Share
Table 22.1 shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations. See Note 1 (Summary of Significant Accounting Policies) for

discussion of private share repurchases and the Consolidated Statement of Changes in Equity and Note 19 (Common Stock and Stock Plans) for information about stock and options activity and terms and conditions of warrants.

Table 22.1: Earnings Per Common Share Calculations

	Year ended December 31,
(in millions, except per share amounts)	2015	2014	2013
Wells Fargo net income	$22,894	23,057	21,878
Less: Preferred stock dividends and other	1,424	1,236	989
Wells Fargo net income applicable to common stock (numerator)	$21,470	21,821	20,889
Earnings per common share
Average common shares outstanding (denominator)	5,136.5	5,237.2	5,287.3
Per share	$4.18	4.17	3.95
Diluted earnings per common share
Average common shares outstanding	5,136.5	5,237.2	5,287.3
Add: Stock options	26.7	32.9	33.1
Restricted share rights	32.8	41.6	44.8
Warrants	13.8	12.7	6.0
Diluted average common shares outstanding (denominator)	5,209.8	5,324.4	5,371.2
Per share	$4.12	4.10	3.89

Table 22.2 presents the outstanding options to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

Table 22.2: Outstanding Anti-Dilutive Options

	Weighted-average shares
	Year ended December 31,
(in millions)	2015	2014	2013
Options	5.7	8.0	11.1

254	Wells Fargo & Company

Note 23: Other Comprehensive Income
Table 23.1 provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects.

Table 23.1: Summary of Other Comprehensive Income

	Year ended December 31,
	2015			2014			2013
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Investment securities:
Net unrealized gains (losses) arising during the period	$(3,318)	1,237	(2,081)	5,426	(2,111)	3,315	(7,661)	2,981	(4,680)
Reclassification of net (gains) losses to net income:
Interest income on investment securities (1)	(1)	—	(1)	(37)	14	(23)	—	—	—
Net (gains) losses on debt securities	(952)	356	(596)	(593)	224	(369)	29	(11)	18
Net (gains) losses from equity investments	(571)	213	(358)	(901)	340	(561)	(314)	118	(196)
Other noninterest income	(6)	3	(3)	(1)	—	(1)	—	—	—
Subtotal reclassifications to net income	(1,530)	572	(958)	(1,532)	578	(954)	(285)	107	(178)
Net change	(4,848)	1,809	(3,039)	3,894	(1,533)	2,361	(7,946)	3,088	(4,858)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	1,549	(584)	965	952	(359)	593	(32)	12	(20)
Reclassification of net (gains) losses to net income:
Interest income on investment securities	(3)	1	(2)	(1)	—	(1)	—	—	—
Interest income on loans	(1,103)	416	(687)	(588)	222	(366)	(426)	156	(270)
Interest expense on long-term debt	17	(6)	11	44	(17)	27	91	(34)	57
Other noninterest income	—	—	—	—	—	—	35	(13)	22
Salaries expense	—	—	—	—	—	—	4	(2)	2
Subtotal reclassifications to net income	(1,089)	411	(678)	(545)	205	(340)	(296)	107	(189)
Net change	460	(173)	287	407	(154)	253	(328)	119	(209)
Defined benefit plans adjustments:
Net actuarial gains (losses) arising during the period	(512)	193	(319)	(1,116)	420	(696)	1,533	(578)	955
Reclassification of amounts to net periodic benefit costs (2):
Amortization of net actuarial loss	122	(46)	76	74	(28)	46	151	(57)	94
Settlements and other	(8)	3	(5)	—	—	—	125	(46)	79
Subtotal reclassifications to net periodic benefit costs	114	(43)	71	74	(28)	46	276	(103)	173
Net change	(398)	150	(248)	(1,042)	392	(650)	1,809	(681)	1,128
Foreign currency translation adjustments:
Net unrealized losses arising during the period	(137)	(12)	(149)	(60)	(5)	(65)	(44)	(7)	(51)
Reclassification of net (gains) losses to net income:
Net gains from equity investments	(5)	—	(5)	—	—	—	—	—	—
Other noninterest income	—	—	—	6	—	6	(12)	5	(7)
Subtotal reclassifications to net income	(5)	—	(5)	6	—	6	(12)	5	(7)
Net change	(142)	(12)	(154)	(54)	(5)	(59)	(56)	(2)	(58)
Other comprehensive income (loss)	$(4,928)	1,774	(3,154)	3,205	(1,300)	1,905	(6,521)	2,524	(3,997)
Less: Other comprehensive income (loss) from noncontrolling interests, net of tax			67			(227)			267
Wells Fargo other comprehensive income (loss), net of tax			$(3,221)			2,132			(4,264)

(1)	Represents net unrealized gains and losses amortized over the remaining lives of securities that were transferred from the available-for-sale portfolio to the held-to-maturity portfolio.

(2)	These items are included in the computation of net periodic benefit cost, which is recorded in employee benefits expense (see Note 20 (Employee Benefits and Other Expenses) for additional details).

Wells Fargo & Company	255

Note 23: Other Comprehensive Income (continued)

Table 23.2: Cumulative OCI Balances

(in millions)	Investment securities	Derivatives and hedging activities	Defined benefit plans adjustments	Foreign currency translation adjustments	Cumulative other comprehensive income
Balance, December 31, 2012	$7,462	289	(2,181)	80	5,650
Net unrealized gains (losses) arising during the period	(4,680)	(20)	955	(51)	(3,796)
Amounts reclassified from accumulated other comprehensive income	(178)	(189)	173	(7)	(201)
Net change	(4,858)	(209)	1,128	(58)	(3,997)
Less: Other comprehensive income from noncontrolling interests	266	—	—	1	267
Balance, December 31, 2013	2,338	80	(1,053)	21	1,386
Net unrealized gains (losses) arising during the period	3,315	593	(696)	(65)	3,147
Amounts reclassified from accumulated other comprehensive income	(954)	(340)	46	6	(1,242)
Net change	2,361	253	(650)	(59)	1,905
Less: Other comprehensive loss from noncontrolling interests	(227)	—	—	—	(227)
Balance, December 31, 2014	4,926	333	(1,703)	(38)	3,518
Net unrealized gains (losses) arising during the period	(2,081)	965	(319)	(149)	(1,584)
Amounts reclassified from accumulated other comprehensive income	(958)	(678)	71	(5)	(1,570)
Net change	(3,039)	287	(248)	(154)	(3,154)
Less: Other comprehensive income (loss) from noncontrolling interests	74	—	—	(7)	67
Balance, December 31, 2015	$1,813	620	(1,951)	(185)	297

256	Wells Fargo & Company

Note 24: Operating Segments
We have three reportable operating segments: Community Banking; Wholesale Banking; and Wealth and Investment Management (WIM) (formerly Wealth, Brokerage and Retirement). We define our operating segments by product type and customer segment and their results are based on our management accounting process, for which there is no comprehensive, authoritative guidance equivalent to GAAP for financial accounting. The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with similar information for other financial services companies. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. A number of business movements that impact operating segment reporting were implemented in 2015. We realigned our asset management business from Wholesale Banking to WIM; our reinsurance business from WIM to Wholesale Banking; and our strategic auto investment, business banking, and merchant payment services businesses from Community Banking to Wholesale Banking. Results for these operating segments were revised for prior periods to reflect the impact of these realignments.

Community Banking offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $5 million in which the owner generally is the financial decision maker. Community Banking also offers investment management and other services to retail customers and securities brokerage through affiliates. These products and services include the Wells Fargo Advantage FundsSM, a family of mutual funds. Loan products include lines of credit, auto floor plan lines, equity lines and loans, equipment and transportation loans, education loans, origination and purchase of residential mortgage loans and servicing of mortgage loans and credit cards. Other credit products and financial services available to small businesses and their owners include equipment leases, real estate and other commercial financing, Small Business Administration financing, venture capital financing, cash management, payroll services, retirement plans, Health Savings Accounts, credit cards, and merchant payment processing. Community Banking also offers private label financing solutions for retail merchants across the United States and purchases retail installment contracts from auto dealers in the United States and Puerto Rico. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts, time deposits, global remittance and debit cards.
Community Banking serves customers through a complete range of channels, including traditional banking stores, in-store banking centers, business centers, ATMs, Online and Mobile Banking, and Wells Fargo Customer Connection, a 24-hours a day, seven days a week telephone service.
The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations in support of other segments and results of investments in our affiliated venture capital partnerships.

Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $5 million and to financial institutions globally. Wholesale Banking provides a complete line of business banking, commercial, corporate, capital markets, cash management and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, trade financing, collection services, foreign exchange services, treasury management, merchant payment processing, institutional fixed-income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, insurance, corporate trust fiduciary and agency services, and investment banking services. Wholesale Banking also supports the CRE market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, CRE loan servicing and real estate and mortgage brokerage services.

Wealth and Investment Management (formerly Wealth, Brokerage and Retirement) provides a full range of personalized wealth management, investment and retirement products and services to clients across U.S. based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, Wells Fargo Institutional Retirement and Trust, and Wells Fargo Asset Management. We deliver financial planning, private banking, credit, investment management and fiduciary services to high-net worth and ultra-high-net worth individuals and families. We also serve customers’ brokerage needs, supply retirement and trust services to institutional clients and provide investment management capabilities delivered to global institutional clients through separate accounts and the Wells Fargo Funds.

Other includes items not assigned to a specific business segment and elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

Wells Fargo & Company	257

Note 24: Operating Segments (continued)

Table 24.1: Operating Segments

(income/expense in millions, average balances in billions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Other (1)	Consolidated Company
2015
Net interest income (2)	$29,242	$14,350	$3,478	$(1,769)	$45,301
Provision (reversal of provision) for credit losses	2,427	27	(25)	13	2,442
Noninterest income	20,099	11,554	12,299	(3,196)	40,756
Noninterest expense	26,981	14,116	12,067	(3,190)	49,974
Income (loss) before income tax expense (benefit)	19,933	11,761	3,735	(1,788)	33,641
Income tax expense (benefit)	6,202	3,424	1,420	(681)	10,365
Net income (loss) before noncontrolling interests	13,731	8,337	2,315	(1,107)	23,276
Less: Net income (loss) from noncontrolling interests	240	143	(1)	—	382
Net income (loss) (3)	$13,491	$8,194	$2,316	$(1,107)	$22,894
2014
Net interest income (2)	$27,999	$14,073	$3,032	$(1,577)	$43,527
Provision (reversal of provision) for credit losses	1,796	(382)	(50)	31	1,395
Noninterest income	20,159	11,325	12,237	(2,901)	40,820
Noninterest expense	26,290	13,831	11,993	(3,077)	49,037
Income (loss) before income tax expense (benefit)	20,072	11,949	3,326	(1,432)	33,915
Income tax expense (benefit)	6,049	3,540	1,262	(544)	10,307
Net income (loss) before noncontrolling interests	14,023	8,409	2,064	(888)	23,608
Less: Net income from noncontrolling interests	337	210	4	—	551
Net income (loss) (3)	$13,686	$8,199	$2,060	$(888)	$23,057
2013
Net interest income (2)	$27,123	$14,353	$2,797	$(1,473)	$42,800
Provision (reversal of provision) for credit losses	2,841	(521)	(16)	5	2,309
Noninterest income	20,556	11,494	11,533	(2,603)	40,980
Noninterest expense	27,090	13,077	11,486	(2,811)	48,842
Income (loss) before income tax expense (benefit)	17,748	13,291	2,860	(1,270)	32,629
Income tax expense (benefit)	5,442	4,364	1,082	(483)	10,405
Net income (loss) before noncontrolling interests	12,306	8,927	1,778	(787)	22,224
Less: Net income from noncontrolling interests	159	175	12	—	346
Net income (loss) (3)	$12,147	$8,752	$1,766	$(787)	$21,878
2015
Average loans	$475.9	397.3	60.1	(47.9)	885.4
Average assets	910.0	724.9	192.8	(84.8)	1,742.9
Average deposits	654.4	438.9	172.3	(71.5)	1,194.1
2014
Average loans	468.8	355.6	52.1	(42.1)	834.4
Average assets	853.2	636.5	186.1	(82.5)	1,593.3
Average deposits	614.3	404.0	163.5	(67.7)	1,114.1

(1)
Includes items not specific to a business segment and the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

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

(3)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth and Investment Management segments and Wells Fargo net income for the consolidated company.

258	Wells Fargo & Company

Note 25: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Table 25.1: Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2015	2014	2013
Income
Dividends from subsidiaries:
Bank	$13,804	15,077	10,612
Nonbank	542	526	33
Interest income from subsidiaries	907	772	848
Other interest income	199	216	240
Other income	576	1,032	484
Total income	16,028	17,623	12,217
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	325	357	334
Short-term borrowings	1	7	5
Long-term debt	1,784	1,540	1,546
Other	4	5	15
Noninterest expense	932	797	1,175
Total expense	3,046	2,706	3,075
Income before income tax benefit and
equity in undistributed income of subsidiaries	12,982	14,917	9,142
Income tax benefit	(870)	(926)	(570)
Equity in undistributed income of subsidiaries	9,042	7,214	12,166
Net income	$22,894	23,057	21,878

Wells Fargo & Company	259

Note 25: Parent-Only Financial Statements (continued)

Table 25.2: Parent-Only Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2015	2014	2013
Net income	$22,894	23,057	21,878
Other comprehensive income (loss), net of tax:
Investment securities	52	142	(248)
Derivatives and hedging activities	—	12	39
Defined benefit plans adjustment	(254)	(633)	1,136
Equity in other comprehensive income (loss) of subsidiaries	(3,019)	2,611	(5,191)
Other comprehensive income (loss), net of tax:	(3,221)	2,132	(4,264)
Total comprehensive income	$19,673	25,189	17,614

Table 25.3: Parent-Only Balance Sheet

	December 31,
(in millions)	2015	2014
Assets
Cash and cash equivalents due from:
Subsidiary banks	$36,162	43,843
Nonaffiliates	4	3
Investment securities issued by:
Subsidiary banks	14,992	10,001
Nonaffiliates	8,201	10,753
Loans to subsidiaries:
Bank	47,363	18,166
Nonbank	35,327	35,783
Investments in subsidiaries:
Bank	169,081	162,806
Nonbank	25,638	24,567
Other assets	6,857	6,225
Total assets	$343,625	312,147
Liabilities and equity
Short-term borrowings	$—	2,270
Accrued expenses and other liabilities	8,135	6,984
Long-term debt	117,791	97,275
Indebtedness to nonbank subsidiaries	24,701	21,224
Total liabilities	150,627	127,753
Stockholders' equity	192,998	184,394
Total liabilities and equity	$343,625	312,147

260	Wells Fargo & Company

Table 25.4: Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2015	2014	2013
Cash flows from operating activities:
Net cash provided by operating activities	$12,337	18,019	8,607
Cash flows from investing activities:
Available-for-sale securities:
Sales proceeds	5,345	1,196	3,606
Prepayments and maturities:
Subsidiary banks	7,750	25	—
Nonaffiliates	—	—	12
Purchases:
Subsidiary banks	(12,750)	(10,025)	—
Nonaffiliates	(2,709)	(14)	(6,016)
Loans:
Net repayments from (advances to) subsidiaries	460	(2,199)	655
Capital notes and term loans made to subsidiaries	(29,860)	(11,275)	(6,700)
Principal collected on notes/loans made to subsidiaries	301	2,526	1,472
Net increase in investment in subsidiaries	(1,283)	(1,096)	(1,188)
Other, net	714	470	461
Net cash used by investing activities	(32,032)	(20,392)	(7,698)
Cash flows from financing activities:
Net increase in short-term borrowings and indebtedness to subsidiaries	2,084	2,314	6,732
Long-term debt:
Proceeds from issuance	31,487	22,627	18,714
Repayment	(9,194)	(8,659)	(13,096)
Preferred stock:
Proceeds from issuance	2,972	2,775	3,145
Cash dividends paid	(1,426)	(1,235)	(1,017)
Common stock:
Proceeds from issuance	1,726	1,840	2,224
Repurchased	(8,697)	(9,414)	(5,356)
Cash dividends paid	(7,400)	(6,908)	(5,953)
Excess tax benefits related to stock option payments	453	453	271
Other, net	10	37	114
Net cash provided by financing activities	12,015	3,830	5,778
Net change in cash and due from banks	(7,680)	1,457	6,687
Cash and due from banks at beginning of year	43,846	42,389	35,702
Cash and due from banks at end of year	$36,166	43,846	42,389

Wells Fargo & Company	261

Note 26: Regulatory and Agency Capital Requirements
The Company and each of its subsidiary banks are subject to regulatory capital adequacy requirements promulgated by federal bank regulatory agencies. The Federal Reserve establishes capital requirements for the consolidated financial holding company, and the OCC has similar requirements for the Company’s national banks, including Wells Fargo Bank, N.A. (the Bank).
Table 26.1 presents regulatory capital information for Wells Fargo & Company and the Bank using Basel III, which increased minimum required capital ratios, and introduced a minimum Common Equity Tier 1 (CET1) ratio. Beginning second quarter 2015, our capital ratios were calculated in accordance with the Basel III Standardized and Advanced Approaches. Accordingly, we must report the lower of our CET1, tier 1 and total capital ratios calculated under the Standardized Approach and under the Advanced Approach in the assessment of our capital adequacy. The information presented for 2015 reflects the transition to determining risk-weighted assets (RWAs) under the Basel III Standardized and Advanced Approaches with Transition Requirements from RWAs determined using general risk-based capital rules (General Approach) effective in 2014. The Standardized and General Approaches each apply assigned risk weights to broad risk categories but many of the risk categories and/or weights were changed by Basel III for the Standardized Approach and will generally result in higher risk-weighted assets than from those prescribed for the General Approach. Calculation of RWAs under the Advanced Approach differs by requiring applicable banks to utilize a risk-sensitive methodology, which relies upon the use of internal credit models, and includes an operational risk component. The Basel III revised definition of capital, and changes are being phased-in effective January 1, 2014, through the end of 2021.
The Bank is an approved seller/servicer of mortgage loans and is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2015, the Bank met these requirements. Other subsidiaries, including the Company’s insurance and broker-dealer subsidiaries, are also subject to various minimum capital levels, as defined by applicable industry regulations. The minimum capital levels for these subsidiaries, and related restrictions, are not significant to our consolidated operations.

Table 26.1: Regulatory Capital Information

	Wells Fargo & Company					Wells Fargo Bank, N.A.
	Advanced Approach		Standardized Approach		General Approach	Advanced Approach	Standardized Approach		General Approach	Advanced & Standardized Approach Minimum capital ratios (1)
										December 31,
(in billions, except ratios)	2015		2015		2014	2015	2015		2014	2015
Regulatory capital:
Common equity tier 1	$144.2		144.2		137.1	126.9	126.9		119.9
Tier 1	164.6		164.6		154.7	126.9	126.9		119.9
Total	195.2		205.6		192.9	140.5	150.0		144.0
Assets:
Risk-weighted	$1,263.2		1,303.1		1,242.5	1,100.9	1,197.6		1,142.5
Adjusted average (2)	1,757.1		1,757.1		1,637.0	1,584.3	1,584.3		1,487.6
Regulatory capital ratios:
Common equity tier 1 capital	11.42%		11.07	*	11.04	11.53	10.60	*	10.49	4.50
Tier 1 capital	13.03		12.63	*	12.45	11.53	10.60	*	10.49	6.00
Total capital	15.45	*	15.77		15.53	12.77	12.52	*	12.61	8.00
Tier 1 leverage (2)	9.37		9.37		9.45	8.01	8.01		8.06	4.00

*Denotes the lowest capital ratio as determined under the Basel III Advanced and Standardized Approaches.

(1)	As defined by the regulations issued by the Federal Reserve, OCC and FDIC, which apply to Wells Fargo & Company and Wells Fargo Bank, N.A.

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

262	Wells Fargo & Company

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2016, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 24, 2016

Wells Fargo & Company	263

Quarterly Financial Data
Condensed Consolidated Statement of Income - Quarterly (Unaudited)
	2015				2014
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income	$12,643	12,445	12,226	11,963	12,183	11,964	11,793	11,612
Interest expense	1,055	988	956	977	1,003	1,023	1,002	997
Net interest income	11,588	11,457	11,270	10,986	11,180	10,941	10,791	10,615
Provision for credit losses	831	703	300	608	485	368	217	325
Net interest income after provision for credit losses	10,757	10,754	10,970	10,378	10,695	10,573	10,574	10,290
Noninterest income
Service charges on deposit accounts	1,329	1,335	1,289	1,215	1,241	1,311	1,283	1,215
Trust and investment fees	3,511	3,570	3,710	3,677	3,705	3,554	3,609	3,412
Card fees	966	953	930	871	925	875	847	784
Other fees	1,040	1,099	1,107	1,078	1,124	1,090	1,088	1,047
Mortgage banking	1,660	1,589	1,705	1,547	1,515	1,633	1,723	1,510
Insurance	427	376	461	430	382	388	453	432
Net gains (losses) from trading activities	99	(26)	133	408	179	168	382	432
Net gains on debt securities	346	147	181	278	186	253	71	83
Net gains from equity investments	423	920	517	370	372	712	449	847
Lease income	145	189	155	132	127	137	129	133
Other	52	266	(140)	286	507	151	241	115
Total noninterest income	9,998	10,418	10,048	10,292	10,263	10,272	10,275	10,010
Noninterest expense
Salaries	4,061	4,035	3,936	3,851	3,938	3,914	3,795	3,728
Commission and incentive compensation	2,457	2,604	2,606	2,685	2,582	2,527	2,445	2,416
Employee benefits	1,042	821	1,106	1,477	1,124	931	1,170	1,372
Equipment	640	459	470	494	581	457	445	490
Net occupancy	725	728	710	723	730	731	722	742
Core deposit and other intangibles	311	311	312	312	338	342	349	341
FDIC and other deposit assessments	258	245	222	248	231	229	225	243
Other	3,105	3,196	3,107	2,717	3,123	3,117	3,043	2,616
Total noninterest expense	12,599	12,399	12,469	12,507	12,647	12,248	12,194	11,948
Income before income tax expense	8,156	8,773	8,549	8,163	8,311	8,597	8,655	8,352
Income tax expense	2,533	2,790	2,763	2,279	2,519	2,642	2,869	2,277
Net income before noncontrolling interests	5,623	5,983	5,786	5,884	5,792	5,955	5,786	6,075
Less: Net income from noncontrolling interests	48	187	67	80	83	226	60	182
Wells Fargo net income	$5,575	5,796	5,719	5,804	5,709	5,729	5,726	5,893
Less: Preferred stock dividends and other	372	353	356	343	327	321	302	286
Wells Fargo net income applicable to common stock	5,203	5,443	5,363	5,461	5,382	5,408	5,424	5,607
Per share information
Earnings per common share	$1.02	1.06	1.04	1.06	1.04	1.04	1.02	1.07
Diluted earnings per common share	1.00	1.05	1.03	1.04	1.02	1.02	1.01	1.05
Dividends declared per common share	0.38	0.38	0.38	0.35	0.35	0.35	0.35	0.30
Average common shares outstanding	5,108.5	5,125.8	5,151.9	5,160.4	5,192.5	5,225.9	5,268.4	5,262.8
Diluted average common shares outstanding	5,177.9	5,193.8	5,220.5	5,243.6	5,279.2	5,310.4	5,350.8	5,353.3
Market price per common share (1)
High	$56.34	58.77	58.26	56.29	55.95	53.80	53.05	49.97
Low	49.51	47.75	53.56	50.42	46.44	49.47	46.72	44.17
Quarter-end	54.36	51.35	56.24	54.40	54.82	51.87	52.56	49.74

(1)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

264	Wells Fargo & Company

Average Balances, Yields and Rates Paid (Taxable-Equivalent basis) - Quarterly (1)(2) - (Unaudited)

	Quarter ended December 31,
	2015			2014
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$274,589	0.28%	$195	268,109	0.28%	$188
Trading assets	68,833	3.33	573	60,383	3.21	485
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	34,617	1.58	137	19,506	1.55	76
Securities of U.S. states and political subdivisions	49,300	4.37	539	43,891	4.30	472
Mortgage-backed securities:
Federal agencies	102,281	2.79	712	109,270	2.78	760
Residential and commercial	21,502	5.51	297	24,711	5.89	364
Total mortgage-backed securities	123,783	3.26	1,009	133,981	3.36	1,124
Other debt and equity securities	52,701	3.35	444	44,980	3.87	438
Total available-for-sale securities	260,401	3.27	2,129	242,358	3.48	2,110
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,656	2.18	246	32,930	2.25	187
Securities of U.S. states and political subdivisions	2,158	6.07	33	902	4.92	11
Federal agency mortgage-backed securities	28,185	2.42	170	5,586	2.07	29
Other debt securities	4,876	1.77	22	6,118	1.81	27
Total held-to-maturity securities	79,875	2.35	471	45,536	2.22	254
Total investment securities	340,276	3.05	2,600	287,894	3.28	2,364
Mortgages held for sale (4)	19,189	3.66	176	19,191	3.90	187
Loans held for sale (4)	363	4.96	5	6,968	1.43	25
Loans:
Commercial:
Commercial and industrial - U.S.	250,445	3.25	2,048	218,297	3.32	1,825
Commercial and industrial - Non U.S.	47,972	1.97	239	43,049	2.03	221
Real estate mortgage	121,844	3.30	1,012	112,277	3.69	1,044
Real estate construction	21,993	3.27	182	18,336	4.33	200
Lease financing	12,241	4.48	136	12,268	5.35	164
Total commercial	454,495	3.16	3,617	404,227	3.39	3,454
Consumer:
Real estate 1-4 family first mortgage	272,871	4.04	2,759	264,799	4.16	2,754
Real estate 1-4 family junior lien mortgage	53,788	4.28	579	60,177	4.28	648
Credit card	32,795	11.61	960	29,477	11.71	870
Automobile	59,505	5.74	862	55,457	6.08	849
Other revolving credit and installment	38,826	5.83	571	35,292	6.01	534
Total consumer	457,785	4.99	5,731	445,202	5.06	5,655
Total loans (4)	912,280	4.08	9,348	849,429	4.27	9,109
Other	5,166	4.82	61	4,829	5.30	64
Total earning assets	$1,620,696	3.18%	$12,958	1,496,803	3.31%	$12,422
Funding sources
Deposits:
Interest-bearing checking	$39,082	0.05%	$5	40,498	0.06%	$6
Market rate and other savings	640,503	0.06	93	593,940	0.07	99
Savings certificates	29,654	0.54	41	35,870	0.80	72
Other time deposits	49,806	0.52	64	56,119	0.39	55
Deposits in foreign offices	107,094	0.14	38	99,289	0.15	37
Total interest-bearing deposits	866,139	0.11	241	825,716	0.13	269
Short-term borrowings	102,915	0.05	12	64,676	0.12	19
Long-term debt	190,861	1.49	713	183,286	1.35	620
Other liabilities	16,453	2.14	88	15,580	2.44	96
Total interest-bearing liabilities	1,176,368	0.36	1,054	1,089,258	0.37	1,004
Portion of noninterest-bearing funding sources	444,328			407,545	—	—
Total funding sources	$1,620,696	0.26	1,054	1,496,803	0.27	1,004
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.92%	$11,904		3.04%	$11,418

Noninterest-earning assets
Cash and due from banks	$17,804			16,932
Goodwill	25,580			25,705
Other	123,207			124,320
Total noninterest-earning assets	$166,591			166,957
Noninterest-bearing funding sources
Deposits	$350,670			324,080
Other liabilities	65,224			65,672
Total equity	195,025			184,750
Noninterest-bearing funding sources used to fund earning assets	(444,328)			(407,545)
Net noninterest-bearing funding sources	$166,591			166,957
Total assets	$1,787,287			1,663,760

(1)
Our average prime rate was 3.29% and 3.25% for the quarters ended December 31, 2015 and 2014, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 0.41% and 0.24% for the same quarters, respectively.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $316 million and $238 million for the quarters ended December 31, 2015 and 2014, respectively, primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company	265

Glossary of Acronyms

ABS	Asset-backed securities	GSE	Government-sponsored entity
ACL	Allowance for credit losses	G-SIB	Globally systemic important bank
ALCO	Asset/Liability Management Committee	HAMP	Home Affordability Modification Program
ARM	Adjustable-rate mortgage	HUD	U.S. Department of Housing and Urban Development
ASC	Accounting Standards Codification	LCR	Liquidity coverage ratio
ASU	Accounting Standards Update	LHFS	Loans held for sale
AUA	Assets under administration	LIBOR	London Interbank Offered Rate
AUM	Assets under management	LIHTC	Low-Income Housing Tax Credit
AVM	Automated valuation model	LOCOM	Lower of cost or market value
BCBS	Basel Committee on Bank Supervision	LTV	Loan-to-value
BHC	Bank holding company	MBS	Mortgage-backed security
CCAR	Comprehensive Capital Analysis and Review	MHA	Making Home Affordable programs
CD	Certificate of deposit	MHFS	Mortgages held for sale
CDO	Collateralized debt obligation	MSR	Mortgage servicing right
CDS	Credit default swaps	MTN	Medium-term note
CET1	Common Equity Tier 1	NAV	Net asset value
CFTC	U. S. Commodity Futures Trading Commission	NPA	Nonperforming asset
CLO	Collateralized loan obligation	OCC	Office of the Comptroller of the Currency
CLTV	Combined loan-to-value	OCI	Other comprehensive income
CMBS	Commercial mortgage-backed securities	OTC	Over-the-counter
CPP	Capital Purchase Program	OTTI	Other-than-temporary impairment
CRE	Commercial real estate	PCI Loans	Purchased credit-impaired loans
DOJ	U. S. Department of Justice	PTPP	Pre-tax pre-provision profit
DPD	Days past due	RBC	Risk-based capital
ESOP	Employee Stock Ownership Plan	RMBS	Residential mortgage-backed securities
FAS	Statement of Financial Accounting Standards	ROA	Wells Fargo net income to average total assets
FASB	Financial Accounting Standards Board	ROE	Wells Fargo net income applicable to common stock
FDIC	Federal Deposit Insurance Corporation		to average Wells Fargo common stockholders' equity
FFELP	Federal Family Education Loan Program	RWAs	Risk-weighted assets
FHA	Federal Housing Administration	SEC	Securities and Exchange Commission
FHFA	Federal Housing Finance Agency	S&P	Standard & Poor’s Ratings Services
FHLB	Federal Home Loan Bank	SPE	Special purpose entity
FHLMC	Federal Home Loan Mortgage Corporation	TARP	Troubled Asset Relief Program
FICO	Fair Isaac Corporation (credit rating)	TDR	Troubled debt restructuring
FNMA	Federal National Mortgage Association	VA	Department of Veterans Affairs
FRB	Board of Governors of the Federal Reserve System	VaR	Value-at-Risk
GAAP	Generally accepted accounting principles	VIE	Variable interest entity
GNMA	Government National Mortgage Association

266	Wells Fargo & Company