Form 10-K, Exhibit 13
period 2017-12-31
WELLS FARGO & COMPANY/MN
filed 2018-03-01
CIK 72971

Exhibit 13

		Financial Review
38		Overview	159	4	Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments
42		Earnings Performance	160	5	Investment Securities
61		Balance Sheet Analysis	168	6	Loans and Allowance for Credit Losses
63		Off-Balance Sheet Arrangements	185	7	Premises, Equipment, Lease Commitments and Other Assets
65		Risk Management	187	8	Securitizations and Variable Interest Entities
104		Capital Management	198	9	Mortgage Banking Activities
110		Regulatory Matters	201	10	Intangible Assets
114		Critical Accounting Policies	203	11	Deposits
118		Current Accounting Developments	204	12	Short-Term Borrowings
120		Forward-Looking Statements	205	13	Long-Term Debt
121		Risk Factors	207	14	Guarantees, Pledged Assets and Collateral, and Other Commitments
			212	15	Legal Actions
		Controls and Procedures	216	16	Derivatives
137		Disclosure Controls and Procedures	226	17	Fair Values of Assets and Liabilities
137		Internal Control Over Financial Reporting	248	18	Preferred Stock
137		Management’s Report on Internal Control over Financial Reporting	251	19	Common Stock and Stock Plans
138		Report of Independent Registered Public Accounting Firm	255	20	Revenue from Contracts with Customers
			257	21	Employee Benefits and Other Expenses
		Financial Statements	263	22	Income Taxes
139		Consolidated Statement of Income	266	23	Earnings Per Common Share
140		Consolidated Statement of Comprehensive Income	267	24	Other Comprehensive Income
141		Consolidated Balance Sheet	269	25	Operating Segments
142		Consolidated Statement of Changes in Equity	271	26	Parent-Only Financial Statements
146		Consolidated Statement of Cash Flows	274	27	Regulatory and Agency Capital Requirements

		Notes to Financial Statements
147	1	Summary of Significant Accounting Policies	275		Report of Independent Registered Public Accounting Firm
157	2	Business Combinations	276		Quarterly Financial Data
158	3	Cash, Loan and Dividend Restrictions	278		Glossary of Acronyms

Wells Fargo & Company	37

Overview (continued)

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” and “Risk Factors” sections, and in the “Regulation and Supervision” section of our Annual Report on Form 10-K for the year ended December 31, 2017 (2017 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our,” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. When we refer to “legacy Wells Fargo,” we mean Wells Fargo excluding Wachovia Corporation (Wachovia). See the Glossary of Acronyms for terms used throughout this Report.

Financial Review

Overview
Wells Fargo & Company is a diversified, community-based financial services company with $2.0 trillion in assets. Founded in 1852 and headquartered in San Francisco, we provide banking, investments, mortgage, and consumer and commercial finance through more than 8,300 locations, 13,000 ATMs, digital (online, mobile and social), and contact centers (phone, email and correspondence), and we have offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 active, full-time equivalent team members, we serve one in three households in the United States and ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. We ranked third in assets and in the market value of our common stock among all U.S. banks at December 31, 2017.
We use our Vision, Values and Goals to guide us toward growth and success. Our vision is to satisfy our customers’ financial needs and help them succeed financially. We aspire to create deep and enduring relationships with our customers by providing them with an exceptional experience and by understanding their needs and delivering the most relevant products, services, advice, and guidance.
We have five primary values, which are based on our vision and guide the actions we take. First, we place customers at the center of everything we do. We want to exceed customer expectations and build relationships that last a lifetime. Second, we value and support our people as a competitive advantage and strive to attract, develop, motivate, and retain the best team members. Third, we strive for the highest ethical standards of integrity, transparency, and principled performance. Fourth, we value and promote diversity and inclusion in all aspects of business and at all levels. Fifth, we look to each of our team members to be a leader in establishing, sharing, and communicating our vision for our customers, communities, team members, and shareholders. In addition to our five primary values, one of our key day-to-day priorities is to make risk management a competitive advantage by working hard to ensure that appropriate controls are in place to reduce risks to our customers, maintain and increase our competitive market position, and protect Wells Fargo’s long-term safety, soundness, and reputation.
In keeping with our primary values and risk management priorities, we have six long-term goals for the Company, which entail becoming the financial services leader in the following areas:

•	Customer service and advice – provide exceptional service and guidance to our customers to help them succeed financially.

•	Team member engagement – be a company where people feel included, valued, and supported; everyone is respected; and we work as a team.

•	Innovation – create lasting value for our customers and increased efficiency for our operations through innovative thinking, industry-leading technology, and a willingness to test and learn.

•	Risk management – set the global standard in
managing all forms of risk.

•	Corporate citizenship – make a positive contribution to communities through philanthropy, advancing diversity and inclusion, creating economic opportunity, and promoting environmental sustainability.

•	Shareholder value – deliver long-term value for shareholders.

Over the past year and a half, our Board of Directors (Board) has taken, and continues to take, actions to enhance Board oversight and governance. These actions, many of which reflected results from the Board’s 2017 self-assessment, which was facilitated by a third party, and the feedback we received from our shareholders and other stakeholders, included:

•	Separating the roles of Chairman of the Board and Chief Executive Officer.

•	Amending Wells Fargo’s By-Laws to require that the Chairman be an independent director.

•	Electing Elizabeth A. “Betsy” Duke as our new independent Board Chair, effective January 1, 2018.

•
Electing six new independent directors, including directors with financial services, risk management, regulatory, technology, human capital management, social responsibility, and other relevant experience, with five directors retiring in 2017.

•	Making changes to the leadership and composition of key Board committees, including appointing new chairs of the Board’s Risk Committee and Governance and Nominating Committee.

•	Amending Board committee charters and working with management to improve reporting to the Board in order to enhance the Board's risk oversight.

38	Wells Fargo & Company

As previously announced, the Board’s refreshment process will continue with director retirements in 2018. As has been our practice, we will continue our engagement efforts with our shareholders and other stakeholders while the Board maintains its focus on enhancing oversight and governance.

Federal Reserve Board Consent Order Regarding Governance Oversight and Compliance and Operational Risk Management
On February 2, 2018, the Company entered into a consent order with the Board of Governors of the Federal Reserve System (FRB), which requires the Company to submit to the FRB within 60 days of the date of the consent order plans to further enhance the Board’s governance oversight and the Company’s compliance and operational risk management. The consent order also requires third-party reviews related to the adoption and implementation of such plans by September 30, 2018. Until these third-party reviews are complete and the plans are approved and implemented to the satisfaction of the FRB, the Company’s total consolidated assets will be limited to the level as of December 31, 2017. Compliance with this asset cap will be measured on a two-quarter daily average basis to allow for management of temporary fluctuations. Once the asset cap limitation is removed, a second third-party review must be conducted to assess the efficacy and sustainability of the improvements.
The Company may be subject to further actions, including the imposition of consent orders or similar regulatory agreements or civil money penalties, by other federal regulators regarding similar issues, including the Company’s risk management policies and procedures.

Sales Practices Matters
As we have previously reported, in September 2016 we announced settlements with the Consumer Financial Protection Bureau (CFPB), the Office of the Comptroller of the Currency (OCC), and the Office of the Los Angeles City Attorney, and entered into consent orders with the CFPB and the OCC, in connection with allegations that some of our retail customers received products and services they did not request. As a result, it remains our top priority to rebuild trust through a comprehensive action plan that includes making things right for our customers, team members, and other stakeholders, and building a better Company for the future.
The job of rebuilding trust in Wells Fargo is a long-term effort – one requiring our commitment and perseverance. We have in place a specific action plan focused on reaching out to stakeholders who may have been affected by improper retail banking sales practices, including our communities, our customers, our regulators, our team members, and our investors.
Our priority of rebuilding trust has included numerous actions focused on identifying potential financial harm and customer remediation. The Board and management are conducting company-wide reviews of sales practices issues. These reviews are ongoing. In August 2017, a third-party consulting firm completed an expanded data-driven review of retail banking accounts opened from January 2009 to September 2016 to identify financial harm stemming from potentially unauthorized accounts. We are providing customer remediation based on the expanded account analysis.
For additional information regarding sales practices matters, including related legal matters, see the “Risk Factors”

section and Note 15 (Legal Actions) to Financial Statements in this Report.

Additional Efforts to Rebuild Trust
Our priority of rebuilding trust has also included an effort to identify other areas or instances where customers may have experienced financial harm. We are working with our regulatory agencies in this effort. As part of this effort, we are focused on the following key areas:

•	Automobile Lending Business Practices concerning the origination, servicing, and/or collection of consumer automobile loans, including related insurance products. For example:

◦
In July 2017, the Company announced a plan to remediate customers who may have been financially harmed due to issues related to automobile collateral protection insurance (CPI) policies purchased through a third-party vendor on their behalf. The practice of placing CPI was discontinued by the Company on September 30, 2016. Commencing in August 2017, the Company began sending refund checks and/or letters to affected customers through which they may claim or otherwise receive remediation compensation for policies placed between October 15, 2005, and September 30, 2016. The Company currently estimates that it will provide approximately $145 million in cash remediation and $37 million in account adjustments under the plan. The amount of remediation may be affected as the Company continues to work with its regulators on the remediation plan.

◦
The Company has identified certain issues related to the unused portion of guaranteed automobile protection waiver or insurance agreements between the dealer and, by assignment, the lender, which may result in refunds to customers in certain states.

•
Mortgage Interest Rate Lock Extensions In October 2017, the Company announced plans to reach out to all home lending customers who paid fees for mortgage rate lock extensions requested from September 16, 2013, through February 28, 2017, and to provide refunds, with interest, to customers who believe they should not have paid those fees. The plan to issue refunds follows an internal review that determined a rate lock extension policy implemented in September 2013 was, at times, not consistently applied, resulting in some borrowers being charged fees in cases where the Company was primarily responsible for the delays that made the extensions necessary. Effective March 1, 2017, the Company changed how it manages the mortgage rate lock extension process by establishing a centralized review team that reviews all rate lock extension requests for consistent application of the policy. Although a total of approximately $98 million in rate lock extension fees was assessed on approximately 110,000 accounts during the period in question, the Company believes that the amount ultimately refunded likely will be lower because a substantial number of those fees were appropriately charged under its policy, not all of the fees assessed were actually paid, and some fees already have been refunded.

•
Add-on Products Practices related to certain consumer “add-on” products, including identity theft and debt protection products that were subject to an OCC consent order entered into in June 2015. Based on our ongoing review of “add-on” products across the Company, we

Wells Fargo & Company	39

Overview (continued)

expect remediation will be required.

•
Consumer Deposit Account Freezing/Closing Procedures regarding the freezing (and, in many cases, closing) of consumer deposit accounts after the Company detected suspected fraudulent activity (by third-parties or account holders) that affected those accounts.

•
Review of Certain Activities Within Wealth and Investment Management A review of certain activities within Wealth and Investment Management (WIM) being conducted by the Board, in response to inquiries from federal government agencies, is assessing whether there have been inappropriate referrals or recommendations, including with respect to rollovers for 401(k) plan participants, certain alternative investments, or referrals of brokerage customers to the Company’s investment and fiduciary services business. The review is in its preliminary stages.

•
Fiduciary and Custody Account Fee Calculations The Company is reviewing fee calculations within certain fiduciary and custody accounts in its investment and fiduciary services business, which is part of the wealth management business in WIM. The Company has determined that there have been instances of incorrect fees being applied to certain assets and accounts, resulting in overcharges. These issues include the incorrect set-up and maintenance in the system of record of the values associated with certain assets. Systems, operations, and account-level reviews are underway to determine the extent of any assets and accounts affected, and root cause analyses are being performed with the assistance of third parties. The review is in its preliminary stages and is focused initially on assets that are not publicly traded.

•
Foreign Exchange Business The Company is reviewing policies, practices, and procedures in its foreign exchange (FX) business. The Company is also responding to inquiries from government agencies in connection with their reviews of certain aspects of our FX business.

To the extent issues are identified, we will continue to assess any customer harm and provide remediation as appropriate. This effort to identify other instances in which customers may have experienced harm is ongoing, and it is possible that we may identify other areas of potential concern. For more information, including related legal and regulatory risk, see the “Risk Factors” section and Note 15 (Legal Actions) to Financial Statements in this Report.

Financial Performance
In 2017, we generated $22.2 billion of net income and diluted earnings per common share (EPS) of $4.10, compared with $21.9 billion of net income and EPS of $3.99 for 2016. We grew average loans and deposits compared with 2016, increased our capital and liquidity levels, and rewarded our shareholders by increasing our dividend and continuing to repurchase shares of our common stock. Our achievements during 2017 continued to demonstrate the benefit of our diversified business model and our ability to perform well in a challenging environment. Noteworthy financial performance items for 2017 (compared with 2016) included:

•	revenue of $88.4 billion, up from $88.3 billion, which included net interest income of $49.6 billion, up $1.8 billion, or 4%;

•
a $3.4 billion after-tax benefit, or $0.67 per share, to net income in 2017 from the impact of the Tax Cuts & Jobs Act (Tax Act) passed in December 2017. The impact included a tax benefit from the re-measurement of net deferred income tax liabilities, partially offset by the tax cost of a deemed repatriation of undistributed foreign earnings and the impact of adjustments related to leveraged leases, low income housing investments, and tax-advantaged renewable energy investments.

•	total loans of $956.8 billion, down 1%;

•	deposit growth, with total deposits of $1.3 trillion, up $29.9 billion, or 2%;

•	strong credit performance as our net charge-off ratio was 31 basis points of average loans down from 37 basis points;

•	nonaccrual loans of $8.0 billion, down $2.3 billion, or 23%; and

•	returning $14.5 billion in capital to our shareholders through increased common stock dividends and additional net share repurchases.

Table 1 presents a six year summary of selected financial data and Table 2 presents selected ratios and per common share data.

Balance Sheet and Liquidity
Our balance sheet grew 1% in 2017 to $2.0 trillion, as we increased our liquidity position, held more capital and continued to experience solid credit quality. Cash and other short-term investments increased $9.2 billion from December 31, 2016, reflecting lower loan balances and growth in deposits. Investment securities grew $8.5 billion, or 2%, from December 31, 2016. Our loan portfolio declined $10.8 billion from December 31, 2016. Growth in commercial and industrial and real estate 1-4 family first mortgage loans was more than offset by declines in commercial real estate mortgage, real estate 1-4 family junior lien mortgage and automobile loans.
Deposits at December 31, 2017, were up $29.9 billion, or 2%, from 2016. This increase reflected growth across our commercial, consumer and small business banking deposits. Our average deposit cost increased 12 basis points from a year ago driven by an increase in commercial and wealth and investment management deposit rates.

Credit Quality
Credit quality remained solid in 2017, driven by continued strong performance in the commercial and consumer real estate portfolios. Performance in several of our commercial and consumer loan portfolios remained near historically low loss levels and reflected our long-term risk focus. Net charge-offs of $2.9 billion were 0.31% of average loans, compared with $3.5 billion and 0.37%, respectively, from a year ago. Net losses in our commercial portfolio were $446 million, or 9 basis points of average loans, in 2017, compared with $1.1 billion, or 22 basis points, in 2016. Our commercial real estate portfolios were in a net recovery position for each quarter of the last five years, reflecting our conservative risk discipline and improved market conditions.
Net consumer losses increased to 55 basis points in 2017 from 53 basis points in 2016. Losses on our consumer real estate portfolios declined $343 million to a net recovery position from a year ago. The consumer loss levels reflected increased losses in our credit card, automobile, and other revolving and installment loan portfolios, partially offset by the benefit of the improving housing market and our continued focus on originating high quality loans. As of December 31, 2017, approximately 79% of

40	Wells Fargo & Company

our real estate 1-4 family first lien mortgage portfolio was originated after 2008, when new underwriting standards were implemented.
The allowance for credit losses of $12.0 billion at December 31, 2017, was down $580 million compared with the prior year. Our provision for credit losses in 2017 was $2.5 billion compared with $3.8 billion a year ago reflecting a release of $400 million in the allowance for credit losses, compared with a build of $250 million in 2016. The build in 2016 was primarily due to deterioration in the oil and gas portfolio, while the release in 2017 was due to strong underlying credit performance.
Nonperforming assets (NPAs) at the end of 2017 were down $2.7 billion, or 24%, from the end of 2016. Nonaccrual loans declined $2.3 billion from the prior year end while foreclosed assets were down $336 million from 2016.

Capital
Our capital levels remained strong in 2017 with total equity increasing to $208.1 billion at December 31, 2017, up $7.6 billion from the prior year. We returned $14.5 billion to shareholders in 2017 ($12.5 billion in 2016) through common stock dividends and net share repurchases, and our net payout ratio (which is the ratio of (i) common stock dividends and share repurchases less issuances and stock compensation-related items, divided by (ii) net income applicable to common stock) was 70%. During 2017 we increased our quarterly common stock dividend from $0.38 to $0.39 per share. Our common shares outstanding declined by 124.5 million shares as we continued to reduce our common share count through the repurchase of 196.5 million common shares during the year. We entered into a $1 billion forward repurchase contract with an unrelated third party in January 2018 that settled in February 2018 for 15.7 million shares. We also entered into a $600 million forward repurchase contract with an unrelated third party in February 2018 that is expected to settle in second quarter 2018 for approximately 11 million shares. We expect our share count to continue to decline in 2018 as a result of anticipated net share repurchases.
We believe an important measure of our capital strength is the Common Equity Tier 1 ratio on a fully phased-in basis, which was 11.98% as of December 31, 2017, compared with 10.77% a year ago. Likewise, our other regulatory capital ratios remained strong. See the “Capital Management” section in this Report for more information regarding our capital, including the calculation of our regulatory capital amounts.
Table 1: Six-Year Summary of Selected Financial Data

(in millions, except per share amounts)	2017	2016	2015	2014	2013	2012	% Change 2017/ 2016	Five-year compound growth rate
Income statement
Net interest income	$49,557	47,754	45,301	43,527	42,800	43,230	4%	3
Noninterest income	38,832	40,513	40,756	40,820	40,980	42,856	(4)	(2)
Revenue	88,389	88,267	86,057	84,347	83,780	86,086	—	1
Provision for credit losses	2,528	3,770	2,442	1,395	2,309	7,217	(33)	(19)
Noninterest expense	58,484	52,377	49,974	49,037	48,842	50,398	12	3
Net income before noncontrolling interests	22,460	22,045	23,276	23,608	22,224	19,368	2	3
Less: Net income from noncontrolling interests	277	107	382	551	346	471	159	(10)
Wells Fargo net income	22,183	21,938	22,894	23,057	21,878	18,897	1	3
Earnings per common share	4.14	4.03	4.18	4.17	3.95	3.40	3	4
Diluted earnings per common share	4.10	3.99	4.12	4.10	3.89	3.36	3	4
Dividends declared per common share	1.540	1.515	1.475	1.350	1.150	0.880	2	12
Balance sheet (at year end)
Investment securities	$416,420	407,947	347,555	312,925	264,353	235,199	2%	12
Loans	956,770	967,604	916,559	862,551	822,286	798,351	(1)	4
Allowance for loan losses	11,004	11,419	11,545	12,319	14,502	17,060	(4)	(8)
Goodwill	26,587	26,693	25,529	25,705	25,637	25,637	—	1
Assets	1,951,757	1,930,115	1,787,632	1,687,155	1,523,502	1,421,746	1	7
Deposits	1,335,991	1,306,079	1,223,312	1,168,310	1,079,177	1,002,835	2	6
Long-term debt	225,020	255,077	199,536	183,943	152,998	127,379	(12)	12
Wells Fargo stockholders’ equity	206,936	199,581	192,998	184,394	170,142	157,554	4	6
Noncontrolling interests	1,143	916	893	868	866	1,357	25	(3)
Total equity	208,079	200,497	193,891	185,262	171,008	158,911	4	6

Wells Fargo & Company	41

Overview (continued)

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2017	2016	2015
Profitability ratios
Wells Fargo net income to average assets (ROA)	1.15%	1.16	1.31
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	11.35	11.49	12.60
Return on average tangible common equity (ROTCE) (1)	13.55	13.85	15.17
Efficiency ratio (2)	66.2	59.3	58.1
Capital ratios (3)
At year end:
Wells Fargo common stockholders’ equity to assets	9.38	9.14	9.62
Total equity to assets	10.66	10.39	10.85
Risk-based capital (4):
Common Equity Tier 1	12.28	11.13	11.07
Tier 1 capital	14.14	12.82	12.63
Total capital	17.46	16.04	15.45
Tier 1 leverage	9.35	8.95	9.37
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	9.37	9.40	9.78
Average total equity to average assets	10.64	10.64	10.99
Per common share data
Dividend payout (5)	37.6	38.0	35.8
Book value (6)	$37.44	35.18	33.78
Market price (7)
High	62.24	58.02	58.77
Low	49.28	43.55	47.75
Year end	60.67	55.11	54.36

(1)
Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, and goodwill and certain identifiable intangible assets (including goodwill and intangible assets associated with certain of our nonmarketable equity investments but excluding mortgage servicing rights), net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity, which utilizes tangible common equity, is a useful financial measure because it enables investors and others to assess the Company's use of equity. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Capital Management – Tangible Common Equity” section in this Report.

(2)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(3)	See the “Capital Management” section and Note 27 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report for additional information.

(4)
The risk-based capital ratios presented at December 31, 2017, 2016, and 2015 were calculated under the lower of Standardized or Advanced Approach determined pursuant to Basel III with Transition Requirements. The risk-based capital ratios were all lower under the Standardized Approach at December 31, 2017. The total capital ratio was lower under the Advanced Approach and the other ratios were lower under the Standardized Approach at both December 31, 2016 and 2015.

(5)	Dividend payout ratio is dividends declared per common share as a percentage of diluted earnings per common share.

(6)	Book value per common share is common stockholders’ equity divided by common shares outstanding.

(7)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Earnings Performance
Wells Fargo net income for 2017 was $22.2 billion ($4.10 diluted earnings per common share), compared with $21.9 billion ($3.99 diluted per share) for 2016 and $22.9 billion ($4.12 diluted per share) for 2015. Our financial performance in 2017 benefited from a $1.8 billion increase in net interest income, a $1.2 billion decrease in our provision for credit losses, and a $5.2 billion decrease in income tax expense (of which $3.7 billion resulted from the net benefit of adjustments due to the Tax Act), partially offset by a $1.7 billion decrease in noninterest income and a $6.1 billion increase in noninterest expense.
Revenue, the sum of net interest income and noninterest income, was $88.4 billion in 2017, compared with $88.3 billion in 2016 and $86.1 billion in 2015. The increase in revenue for 2017 compared with 2016 was predominantly due to an increase in net interest income, reflecting increases in interest income from loans, trading assets and investment securities, partially offset by higher long-term debt and deposit interest expense. Our diversified sources of revenue generated by our businesses continued to be balanced between net interest income and noninterest income. In 2017, net interest income of $49.6 billion represented 56% of revenue, compared with $47.8 billion (54%) in 2016 and $45.3 billion (53%) in 2015. Table 3 presents the components of revenue and noninterest expense as a percentage of revenue for year-over-year results.
See later in this section for discussions of net interest income, noninterest income and noninterest expense.

42	Wells Fargo & Company

Table 3: Net Interest Income, Noninterest Income and Noninterest Expense as a Percentage of Revenue

	Year ended December 31,
(in millions)	2017	% of revenue	2016	% of revenue	2015	% of revenue
Interest income (on a taxable-equivalent basis)
Trading assets	$2,982	3%	$2,553	3%	$2,010	2%
Investment securities	11,768	13	10,316	11%	9,906	12
Mortgages held for sale (MHFS)	786	1	784	1	785	1
Loans held for sale (LHFS)	12	—	9	—	19	—
Loans	41,551	47	39,630	45	36,663	43
Other interest income	3,134	4	1,614	2	990	1
Total interest income (on a taxable-equivalent basis)	60,233	68	54,906	62	50,373	59
Interest expense (on a taxable-equivalent basis)
Deposits	3,013	3	1,395	2	963	1
Short-term borrowings	761	1	333	—	64	—
Long-term debt	5,157	6	3,830	5	2,592	4
Other interest expense	424	—	354	—	357	—
Total interest expense (on a taxable-equivalent basis)	9,355	11	5,912	7	3,976	5
Net interest income (on a taxable-equivalent basis)	50,878	57	48,994	55	46,397	54
Taxable-equivalent adjustment	(1,321)	(1)	(1,240)	(1)	(1,096)	(1)
Net interest income (A)	49,557	56	47,754	54	45,301	53
Noninterest income
Service charges on deposit accounts	5,111	6	5,372	6	5,168	6
Trust and investment fees (1)	14,495	16	14,243	16	14,468	16
Card fees	3,960	4	3,936	5	3,720	4
Other fees (1)	3,557	4	3,727	4	4,324	5
Mortgage banking (1)	4,350	5	6,096	7	6,501	7
Insurance	1,049	1	1,268	2	1,694	2
Net gains from trading activities	1,053	1	834	1	614	1
Net gains on debt securities	479	1	942	1	952	1
Net gains from equity investments	1,268	1	879	1	2,230	3
Lease income	1,907	2	1,927	2	621	1
Other	1,603	2	1,289	1	464	1
Total noninterest income (B)	38,832	44	40,513	46	40,756	47
Noninterest expense
Salaries	17,363	20	16,552	19	15,883	19
Commission and incentive compensation	10,442	12	10,247	12	10,352	12
Employee benefits	5,566	6	5,094	6	4,446	5
Equipment	2,237	3	2,154	2	2,063	2
Net occupancy	2,849	3	2,855	3	2,886	3
Core deposit and other intangibles	1,152	1	1,192	1	1,246	1
FDIC and other deposit assessments	1,287	1	1,168	1	973	1
Operating losses	5,492	6	1,608	2	1,871	2
Outside professional services	3,813	4	3,138	4	2,665	3
Other (2)	8,283	9	8,369	9	7,589	10
Total noninterest expense	58,484	66	52,377	59	49,974	58
Revenue (A) + (B)	$88,389		$88,267		$86,057

(1)	See Table 7 – Noninterest Income in this Report for additional detail.

(2)	See Table 8 – Noninterest Expense in this Report for additional detail.

Wells Fargo & Company	43

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
Net interest income on a taxable-equivalent basis was $50.9 billion in 2017, compared with $49.0 billion in 2016, and $46.4 billion in 2015. The net interest margin was 2.87% in 2017, up 1 basis point from 2.86% in 2016, and down 9 basis points from 2.95% in 2015. The increase in net interest income for 2017, compared with 2016, was driven by growth in earning assets and the benefit of higher interest rates, partially offset by growth and repricing of long-term debt. Deposit interest expense was also higher, largely due to an increase in Wholesale and Wealth and Investment Management (WIM) deposit pricing resulting from higher interest rates.

The slight increase in net interest margin in 2017, compared with 2016, was due to repricing benefits of earning assets from higher interest rates exceeding the repricing costs of deposits and market based funding sources.
Table 4 presents the components of earning assets and funding sources as a percentage of earning assets to provide a more meaningful analysis of year-over-year changes that influenced net interest income.
Average earning assets increased $62.2 billion in 2017 from a year ago, as average loans increased $6.2 billion, average investment securities increased $50.4 billion, and average trading assets increased $13.3 billion in 2017, compared with a year ago. In addition, average federal funds sold and other short-term investments decreased $11.2 billion in 2017, compared with a year ago.
Deposits are an important low-cost source of funding and affect both net interest income and the net interest margin. Deposits include noninterest-bearing deposits, interest-bearing checking, market rate and other savings, savings certificates, other time deposits, and deposits in foreign offices. Average deposits increased to $1.30 trillion in 2017, compared with $1.25 trillion in 2016, and represented 136% of average loans compared with 132% a year ago. Average deposits were 74% of average earning assets in 2017, compared with 73% a year ago.
Table 5 presents the individual components of net interest income and the net interest margin. The effect on interest income and costs of earning asset and funding mix changes described above, combined with rate changes during 2017, are analyzed in Table 6.

44	Wells Fargo & Company

Table 4: Average Earning Assets and Funding Sources as a Percentage of Average Earning Assets

	Year ended December 31,
	2017		2016
(in millions)	Average balance	% of earning assets	Average balance	% of earning assets
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$276,561	16%	$287,718	17%
Trading assets	101,716	6	88,400	5
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	15,966	1	29,418	2
Securities of U.S. states and political subdivisions	52,658	3	52,959	3
Mortgage-backed securities:
Federal agencies	145,310	8	110,637	7
Residential and commercial	11,839	1	18,725	1
Other debt and equity securities	49,193	3	53,433	3
Total available-for-sale securities	274,966	16	265,172	16
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,705	3	44,675	3
Securities of U.S. states and political subdivisions	6,268	—	2,893	—
Federal agency mortgage-backed securities	78,330	4	39,330	2
Other debt securities	2,194	—	4,043	—
Held-to-maturity securities	131,497	7	90,941	5
Total investment securities	406,463	23	356,113	21
Mortgages held for sale (1)	20,780	1	22,412	1
Loans held for sale (1)	147	—	218	—
Loans:
Commercial:
Commercial and industrial – U.S.	272,034	15	268,182	16
Commercial and industrial – Non U.S.	57,198	3	51,601	3
Real estate mortgage	129,990	8	127,232	8
Real estate construction	24,813	1	23,197	1
Lease financing	19,128	1	17,950	1
Total commercial	503,163	28	488,162	29
Consumer:
Real estate 1-4 family first mortgage	277,751	16	276,712	16
Real estate 1-4 family junior lien mortgage	42,780	3	49,735	3
Credit card	35,600	2	34,178	2
Automobile	57,900	3	61,566	4
Other revolving credit and installment	38,935	2	39,607	2
Total consumer	452,966	26	461,798	27
Total loans (1)	956,129	54	949,960	56
Other	11,445	—	6,262	—
Total earning assets	$1,773,241	100%	$1,711,083	100%
Funding sources
Deposits:
Interest-bearing checking	$49,474	3%	$42,379	2%
Market rate and other savings	682,053	39	663,557	39
Savings certificates	22,190	1	25,912	2
Other time deposits	61,625	3	55,846	3
Deposits in foreign offices	123,816	7	103,206	6
Total interest-bearing deposits	939,158	53	890,900	52
Short-term borrowings	98,922	6	115,187	7
Long-term debt	246,195	14	239,471	14
Other liabilities	21,872	1	16,702	1
Total interest-bearing liabilities	1,306,147	74	1,262,260	74
Portion of noninterest-bearing funding sources	467,094	26	448,823	26
Total funding sources	$1,773,241	100%	$1,711,083	100%
Noninterest-earning assets
Cash and due from banks	$18,622		18,617
Goodwill	26,629		26,700
Other	114,513		129,041
Total noninterest-earning assets	$159,764		174,358
Noninterest-bearing funding sources
Deposits	$365,464		359,666
Other liabilities	55,740		62,825
Total equity	205,654		200,690
Noninterest-bearing funding sources used to fund earning assets	(467,094)		(448,823)
Net noninterest-bearing funding sources	$159,764		174,358
Total assets	$1,933,005		1,885,441

(1)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company	45

Earnings Performance (continued)

Table 5: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)(2)

			2017			2016
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$276,561	1.05%	$2,897	287,718	0.51%	$1,457
Trading assets	101,716	2.93	2,982	88,400	2.89	2,553
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	15,966	1.49	239	29,418	1.56	457
Securities of U.S. states and political subdivisions	52,658	3.95	2,082	52,959	4.20	2,225
Mortgage-backed securities:
Federal agencies	145,310	2.60	3,782	110,637	2.50	2,764
Residential and commercial	11,839	5.33	631	18,725	5.49	1,029
Other debt and equity securities	49,193	3.73	1,834	53,433	3.44	1,841
Total available-for-sale securities	274,966	3.12	8,568	265,172	3.14	8,316
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,705	2.19	979	44,675	2.19	979
Securities of U.S. states and political subdivisions	6,268	5.32	334	2,893	5.32	154
Federal agency and other mortgage-backed securities	78,330	2.34	1,832	39,330	2.00	786
Other debt securities	2,194	2.50	55	4,043	2.01	81
Held-to-maturity securities	131,497	2.43	3,200	90,941	2.20	2,000
Total investment securities	406,463	2.90	11,768	356,113	2.90	10,316
Mortgages held for sale (4)	20,780	3.78	786	22,412	3.50	784
Loans held for sale (4)	147	8.38	12	218	4.01	9
Loans:
Commercial:
Commercial and industrial – U.S.	272,034	3.75	10,196	268,182	3.45	9,243
Commercial and industrial – non U.S.	57,198	2.86	1,639	51,601	2.36	1,219
Real estate mortgage	129,990	3.74	4,859	127,232	3.44	4,371
Real estate construction	24,813	4.10	1,017	23,197	3.55	824
Lease financing	19,128	3.74	715	17,950	5.10	916
Total commercial	503,163	3.66	18,426	488,162	3.39	16,573
Consumer:
Real estate 1-4 family first mortgage	277,751	4.03	11,206	276,712	4.01	11,096
Real estate 1-4 family junior lien mortgage	42,780	4.82	2,062	49,735	4.39	2,183
Credit card	35,600	12.23	4,355	34,178	11.62	3,970
Automobile	57,900	5.34	3,094	61,566	5.62	3,458
Other revolving credit and installment	38,935	6.18	2,408	39,607	5.93	2,350
Total consumer	452,966	5.11	23,125	461,798	4.99	23,057
Total loans (4)	956,129	4.35	41,551	949,960	4.17	39,630
Other	11,445	2.06	237	6,262	2.51	157
Total earning assets	$1,773,241	3.40%	$60,233	1,711,083	3.21%	$54,906
Funding sources
Deposits:
Interest-bearing checking	$49,474	0.49%	$242	42,379	0.14%	$60
Market rate and other savings	682,053	0.14	983	663,557	0.07	449
Savings certificates	22,190	0.30	67	25,912	0.35	91
Other time deposits	61,625	1.43	880	55,846	0.91	508
Deposits in foreign offices	123,816	0.68	841	103,206	0.28	287
Total interest-bearing deposits	939,158	0.32	3,013	890,900	0.16	1,395
Short-term borrowings	98,922	0.77	761	115,187	0.29	333
Long-term debt	246,195	2.09	5,157	239,471	1.60	3,830
Other liabilities	21,872	1.94	424	16,702	2.12	354
Total interest-bearing liabilities	1,306,147	0.72	9,355	1,262,260	0.47	5,912
Portion of noninterest-bearing funding sources	467,094	—	—	448,823	—	—
Total funding sources	$1,773,241	0.53	9,355	1,711,083	0.35	5,912
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.87%	$50,878		2.86%	$48,994
Noninterest-earning assets
Cash and due from banks	$18,622			18,617
Goodwill	26,629			26,700
Other	114,513			129,041
Total noninterest-earning assets	$159,764			174,358
Noninterest-bearing funding sources
Deposits	$365,464			359,666
Other liabilities	55,740			62,825
Total equity	205,654			200,690
Noninterest-bearing funding sources used to fund earning assets	(467,094)			(448,823)
Net noninterest-bearing funding sources	$159,764			174,358
Total assets	$1,933,005			1,885,441

(1)
Our average prime rate was 4.10% for the year ended December 31, 2017, 3.51% for the year ended December 31, 2016, 3.26% for the year ended December 31, 2015, and 3.25% for the years ended December 31, 2014, and 2013 . The average three-month London Interbank Offered Rate (LIBOR) was 1.26%, 0.74%, 0.32%, 0.23%, and 0.27% for the same years, respectively.

(2)	Yield/rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

46	Wells Fargo & Company

		2015			2014			2013
Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense

$266,832	0.28%	$738	241,282	0.28%	$673	154,902	0.32%	$489
66,679	3.01	2,010	55,140	3.10	1,712	44,745	3.14	1,406

32,093	1.58	505	10,400	1.64	171	6,750	1.66	112
47,404	4.23	2,007	43,138	4.29	1,852	39,922	4.38	1,748

100,218	2.73	2,733	114,076	2.84	3,235	107,148	2.83	3,031
22,490	5.73	1,289	26,475	6.03	1,597	30,717	6.47	1,988
49,752	3.42	1,701	47,488	3.66	1,741	55,002	3.53	1,940
251,957	3.27	8,235	241,577	3.56	8,596	239,539	3.68	8,819

44,173	2.19	968	17,239	2.23	385	—	—	—
2,087	5.40	113	246	4.93	12	—	—	—
21,967	2.23	489	5,921	2.55	151	701	3.09	22
5,821	1.73	101	5,913	1.85	109	16	1.99	—
74,048	2.26	1,671	29,319	2.24	657	717	3.06	22
326,005	3.04	9,906	270,896	3.42	9,253	240,256	3.68	8,841
21,603	3.63	785	19,018	4.03	767	35,273	3.66	1,290
573	3.25	19	4,226	1.85	78	163	7.95	13

237,844	3.29	7,836	204,819	3.35	6,869	185,813	3.66	6,807
46,028	1.90	877	42,661	2.03	867	40,987	2.03	832
116,893	3.41	3,984	112,710	3.64	4,100	107,316	3.94	4,233
20,979	3.57	749	17,676	4.21	744	16,537	4.76	787
12,301	4.70	577	12,257	5.63	690	12,373	6.10	755
434,045	3.23	14,023	390,123	3.40	13,270	363,026	3.70	13,414

268,560	4.10	11,002	261,620	4.19	10,961	254,012	4.22	10,717
56,242	4.25	2,391	62,510	4.30	2,686	70,264	4.29	3,014
31,307	11.70	3,664	27,491	11.98	3,294	24,757	12.46	3,084
57,766	5.84	3,374	53,854	6.27	3,377	48,476	6.94	3,365
37,512	5.89	2,209	38,834	5.48	2,127	42,135	4.80	2,024
451,387	5.02	22,640	444,309	5.05	22,445	439,644	5.05	22,204
885,432	4.14	36,663	834,432	4.28	35,715	802,670	4.44	35,618
4,947	5.11	252	4,673	5.54	259	4,354	5.39	235
$1,572,071	3.20%	$50,373	1,429,667	3.39%	$48,457	1,282,363	3.73%	$47,892

$38,640	0.05%	$20	39,729	0.07%	$26	35,570	0.06%	$22
625,549	0.06	367	585,854	0.07	403	550,394	0.08	450
31,887	0.63	201	38,111	0.85	323	49,510	1.13	559
51,790	0.45	232	51,434	0.40	207	28,090	0.69	194
107,138	0.13	143	95,889	0.14	137	76,894	0.15	112
855,004	0.11	963	811,017	0.14	1,096	740,458	0.18	1,337
87,465	0.07	64	60,111	0.10	62	54,716	0.13	71
185,078	1.40	2,592	167,420	1.49	2,488	134,937	1.92	2,585
16,545	2.15	357	14,401	2.65	382	12,471	2.46	307
1,144,092	0.35	3,976	1,052,949	0.38	4,028	942,582	0.46	4,300
427,979	—	—	376,718	—	—	339,781	—	—
$1,572,071	0.25	3,976	1,429,667	0.28	4,028	1,282,363	0.33	4,300
	2.95%	$46,397		3.11%	$44,429		3.40%	$43,592

$17,327			16,361			16,272
25,673			25,687			25,637
127,848			121,634			121,711
$170,848			163,682			163,620

$339,069			303,127			280,229
68,174			56,985			58,178
191,584			180,288			164,994
(427,979)			(376,718)			(339,781)
$170,848			163,682			163,620
$1,742,919			1,593,349			1,445,983

(3)	The average balance amounts represent amortized cost for the periods presented.

(4)	Nonaccrual loans and related income are included in their respective loan categories.

(5)
Includes taxable-equivalent adjustments of $1.3 billion, $1.2 billion, $1.1 billion, $902 million and $792 million for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, predominantly related to tax-exempt income on certain loans and securities. The federal statutory tax rate utilized was 35% for the periods presented.

Wells Fargo & Company	47

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

Table 6: Analysis of Changes in Net Interest Income

	Year ended December 31,
	2017 over 2016			2016 over 2015
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Federal funds sold, securities purchased under resale agreements and other short-term investments	$(59)	1,499	1,440	62	657	719
Trading assets	393	36	429	626	(83)	543
Investment securities:
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	(198)	(20)	(218)	(42)	(6)	(48)
Securities of U.S. states and political subdivisions	(13)	(130)	(143)	232	(14)	218
Mortgage-backed securities:
Federal agencies	902	116	1,018	272	(241)	31
Residential and commercial	(369)	(29)	(398)	(208)	(52)	(260)
Total mortgage-backed securities	533	87	620	64	(293)	(229)
Other debt and equity securities	(154)	147	(7)	130	10	140
Total available-for-sale securities	168	84	252	384	(303)	81
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	—	—	—	11	—	11
Securities of U.S. states and political subdivisions	180	—	180	43	(2)	41
Federal agency mortgage-backed securities	893	153	1,046	353	(56)	297
Other debt securities	(43)	17	(26)	(34)	14	(20)
Total held-to-maturity securities	1,030	170	1,200	373	(44)	329
Mortgages held for sale	(59)	61	2	28	(29)	(1)
Loans held for sale	(4)	7	3	(13)	3	(10)
Loans:
Commercial:
Commercial and industrial – U.S.	135	818	953	1,018	389	1,407
Commercial and industrial – non U.S.	142	278	420	114	228	342
Real estate mortgage	97	391	488	352	35	387
Real estate construction	59	134	193	79	(4)	75
Lease financing	57	(258)	(201)	286	53	339
Total commercial	490	1,363	1,853	1,849	701	2,550
Consumer:
Real estate 1-4 family first mortgage	48	62	110	335	(241)	94
Real estate 1-4 family junior lien mortgage	(323)	202	(121)	(285)	77	(208)
Credit card	170	215	385	331	(25)	306
Automobile	(198)	(166)	(364)	215	(131)	84
Other revolving credit and installment	(40)	98	58	126	15	141
Total consumer	(343)	411	68	722	(305)	417
Total loans	147	1,774	1,921	2,571	396	2,967
Other	112	(32)	80	56	(151)	(95)
Total increase in interest income	1,728	3,599	5,327	4,087	446	4,533
Increase (decrease) in interest expense:
Deposits:
Interest-bearing checking	11	171	182	2	38	40
Market rate and other savings	14	520	534	22	60	82
Savings certificates	(12)	(12)	(24)	(33)	(77)	(110)
Other time deposits	57	315	372	20	256	276
Deposits in foreign offices	68	486	554	(5)	149	144
Total interest-bearing deposits	138	1,480	1,618	6	426	432
Short-term borrowings	(53)	481	428	25	244	269
Long-term debt	111	1,216	1,327	833	405	1,238
Other liabilities	102	(32)	70	3	(6)	(3)
Total increase in interest expense	298	3,145	3,443	867	1,069	1,936
Increase (decrease) in net interest income on a taxable-equivalent basis	$1,430	454	1,884	3,220	(623)	2,597

48	Wells Fargo & Company

Noninterest Income

Table 7: Noninterest Income

	Year ended December 31,
(in millions)	2017	2016	2015
Service charges on deposit accounts	$5,111	5,372	5,168
Trust and investment fees:
Brokerage advisory, commissions and other fees	9,358	9,216	9,435
Trust and investment management	3,372	3,336	3,394
Investment banking	1,765	1,691	1,639
Total trust and investment fees	14,495	14,243	14,468
Card fees	3,960	3,936	3,720
Other fees:
Charges and fees on loans	1,263	1,241	1,228
Cash network fees	506	537	522
Commercial real estate brokerage commissions	462	494	618
Letters of credit fees	305	321	353
Wire transfer and other remittance fees	448	401	370
All other fees (1)(2)(3)	573	733	1,233
Total other fees	3,557	3,727	4,324
Mortgage banking:
Servicing income, net	1,427	1,765	2,441
Net gains on mortgage loan origination/sales activities	2,923	4,331	4,060
Total mortgage banking	4,350	6,096	6,501
Insurance	1,049	1,268	1,694
Net gains from trading activities	1,053	834	614
Net gains on debt securities	479	942	952
Net gains from equity investments	1,268	879	2,230
Lease income	1,907	1,927	621
Life insurance investment income	594	587	579
All other (3)	1,009	702	(115)
Total	$38,832	40,513	40,756

(1)	Wire transfer and other remittance fees, reflected in all other fees prior to 2016, have been separately disclosed.

(2)	All other fees have been revised to include merchant processing fees for the years ended 2016 and 2015.

(3)	Effective fourth quarter 2015, the Company's proportionate share of its merchant services joint venture earnings is included in All other income.

Noninterest income of $38.8 billion represented 44% of revenue for 2017, compared with $40.5 billion, or 46%, for 2016 and $40.8 billion, or 47%, for 2015. The decline in noninterest income in 2017 compared with 2016 was predominantly driven by lower mortgage banking, impairments on low income housing credits and tax-advantaged renewable energy investments as a result of the Tax Act, and lower service charges on deposit accounts. These decreases in noninterest income were partially offset by growth in trust and investment fees, deferred compensation plan investment results (offset in employee benefits expense), and the net impact of our insurance services business divestiture in November 2017 and a gain from the sale of a Pick-a-Pay PCI loan portfolio. The decline in noninterest income in 2016 compared with 2015 was largely driven by lower net gains from equity investments, mortgage banking, and insurance income due to the divestiture of our crop insurance business, partially offset by growth in lease income related to the GE Capital business acquisitions and gains from the sale of our crop insurance and health benefit services businesses. For more information on our performance obligations and the nature of services performed for certain of our revenues discussed below, see Note 20 (Revenue from Contracts with Customers) to Financial Statements in this Report.
Service charges on deposit accounts were $5.1 billion in 2017, down from $5.4 billion in 2016 due to lower consumer and business checking account service charges, lower overdraft fees driven by customer-friendly initiatives including the Overdraft Rewind launched in November 2017, and a higher earnings credit rate applied to commercial accounts due to increased interest rates. Service charges on deposit accounts increased $204 million in 2016 from 2015 due to higher overdraft fee revenue driven by growth in transaction volume, account growth and higher fees from commercial products and re-pricing.
Brokerage advisory, commissions and other fees increased to $9.4 billion in 2017, from $9.2 billion in 2016, which decreased $219 million compared with 2015. The increase in these fees for 2017 was due to higher asset-based fees, partially offset by lower transactional commission revenue. The decrease in 2016 was predominantly due to lower transactional commission revenue. Retail brokerage client assets totaled $1.65 trillion at December 31, 2017, compared with $1.49 trillion and $1.39 trillion at December 31, 2016 and 2015, respectively, with all retail brokerage services provided by our WIM operating segment. For additional information on retail brokerage client assets, see the discussion and Tables 9d and 9e in the “Operating Segment Results – Wealth and Investment Management – Retail Brokerage Client Assets” section in this Report.
Trust and investment management fee income is primarily from client assets under management (AUM), for which fees are based on a tiered scale relative to market value of the assets, and client assets under administration (AUA), for which fees are generally based on the extent of services to administer the assets. Trust and investment management fees of $3.4 billion in 2017 were relatively stable compared with 2016. Trust and investment management fees of $3.3 billion in 2016 decreased $58 million compared with 2015, due to a shift of assets into lower yielding products. Our AUM totaled $690.3 billion at December 31, 2017, compared with $652.2 billion and $653.4 billion at December 31, 2016 and 2015, respectively, with substantially all of our AUM managed by our WIM operating segment. Additional information regarding our WIM operating segment AUM is provided in Table 9f and the related discussion in the “Operating Segment Results – Wealth and Investment Management – Trust and Investment Client Assets Under Management” section in this Report. Our AUA totaled $1.7 trillion at December 31, 2017, compared with $1.6 trillion and $1.4 trillion at December 31, 2016 and 2015, respectively.
Investment banking fees of $1.8 billion in 2017 increased from $1.7 billion in 2016 due to higher equity and debt originations, partially offset by lower advisory fees. Investment banking fees in 2016 increased $52 million compared with 2015 due to higher loan syndications and advisory fees, partially offset by lower equity originations.
Card fees were $4.0 billion in 2017, compared with $3.9 billion in 2016 and $3.7 billion in 2015. Card fees increased in 2017 and 2016 predominantly due to increased purchase activity.
Other fees of $3.6 billion in 2017 decreased compared with 2016 predominantly driven by lower all other fees. Other fees in 2016 decreased compared with 2015 predominantly driven by lower commercial real estate brokerage commissions and all other fees. All other fees were $573 million in 2017, compared with $733 million in 2016 and $1.2 billion in 2015. The decrease in all other fees in 2017 compared with 2016 was driven by lower fees from discontinued products and the impact of the sale of our global fund services business in fourth quarter 2016. The decrease in all other fees in 2016 compared with 2015 was predominantly due to the deconsolidation of our merchant services joint venture in fourth quarter 2015, which resulted in a proportionate share of that income now being reflected in all other income.
Mortgage banking income, consisting of net servicing income and net gains on loan origination/sales activities, totaled

Wells Fargo & Company	49

Earnings Performance (continued)

$4.4 billion in 2017, compared with $6.1 billion in 2016 and $6.5 billion in 2015.
In addition to servicing fees, net mortgage loan servicing income includes amortization of commercial mortgage servicing rights (MSRs), changes in the fair value of residential MSRs during the period, as well as changes in the value of derivatives (economic hedges) used to hedge the residential MSRs during the period. Net servicing income of $1.4 billion for 2017 included a $287 million net MSR valuation gain ($126 million decrease in the fair value of the MSRs and a $413 million hedge gain). Net servicing income of $1.8 billion for 2016 included a $826 million net MSR valuation gain ($565 million increase in the fair value of the MSRs and a $261 million hedge gain), and net servicing income of $2.4 billion for 2015 included a $885 million net MSR valuation gain ($214 million increase in the fair value of MSRs and a $671 million hedge gain). The decrease in net MSR valuation gains in 2017, compared with 2016, was largely attributable to lower hedge gains in 2017 and MSR valuation adjustments in first quarter 2016 that reflected a reduction in forecasted prepayments due to updated economic, customer data attributes and mortgage market rate inputs. The decrease in net MSR valuation gains in 2016, compared with 2015, was predominantly attributable to lower hedge gains, partially offset by more favorable MSR valuation adjustments in 2016 for servicing and foreclosure costs, net of prepayment and other updates. The decline in net servicing income from 2015 to 2016 was also attributable to a reduction in net servicing fees due to a reduction in the portfolio of loans serviced for others as well as an increase in unreimbursed direct servicing costs.
Our portfolio of loans serviced for others was $1.70 trillion at December 31, 2017, $1.68 trillion at December 31, 2016, and $1.78 trillion at December 31, 2015. At December 31, 2017, the ratio of combined residential and commercial MSRs to related loans serviced for others was 0.88%, compared with 0.85% at December 31, 2016, and 0.77% at December 31, 2015. See the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for additional information regarding our MSRs risks and hedging approach.
Net gains on mortgage loan origination/sales activities was $2.9 billion in 2017, compared with $4.3 billion in 2016 and $4.1 billion in 2015. The decrease in 2017 compared with 2016 was largely driven by decreased origination volumes and margins. The increase in 2016 from 2015 was predominantly driven by increased origination volumes, partially offset by lower margins. Mortgage loan originations were $212 billion in 2017, compared with $249 billion for 2016 and $213 billion for 2015. The production margin on residential held-for-sale mortgage originations, which represents net gains on residential mortgage loan origination/sales activities divided by total residential held-for-sale mortgage originations, provides a measure of the profitability of our residential mortgage origination activity. Table 7a presents the information used in determining the production margin.

Table 7a: Selected Mortgage Production Data

		Year ended December 31,
		2017	2016	2015
Net gains on mortgage loan origination/sales activities (in millions):
Residential	(A)	$2,140	3,168	2,861
Commercial		358	400	362
Residential pipeline and unsold/repurchased loan management (1)		425	763	837
Total		$2,923	4,331	4,060
Residential real estate originations (in billions):
Held-for-sale	(B)	$160	186	155
Held-for-investment		52	63	58
Total		$212	249	213
Production margin on residential held-for-sale mortgage originations	(A)/(B)	1.34%	1.71	1.84

(1)
Predominantly includes the results of sales of modified Government National Mortgage Association (GNMA) loans, interest rate management activities and changes in estimate to the liability for mortgage loan repurchase losses.

The production margin was 1.34% for 2017, compared with 1.71% for 2016 and 1.84% for 2015. The decrease in the production margin in both 2017 and 2016 was due to a shift in origination channel mix from retail to correspondent. Mortgage applications were $278 billion in 2017, compared with $347 billion in 2016 and $311 billion in 2015. The 1-4 family first mortgage unclosed pipeline was $23 billion at December 31, 2017, compared with $30 billion at December 31, 2016, and $29 billion at December 31, 2015. For additional information about our mortgage banking activities and results, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section and Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
Net gains on mortgage loan origination/sales activities include adjustments to the mortgage repurchase liability. Mortgage loans are repurchased from third parties based on standard representations and warranties, and early payment default clauses in mortgage sale contracts. For 2017, we released a net $39 million from the repurchase liability, compared with a net release of $103 million for 2016 and $159 million for 2015. For additional information about mortgage loan repurchases, see the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” section and Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

50	Wells Fargo & Company

Insurance income was $1.0 billion in 2017 compared with $1.3 billion in 2016 and $1.7 billion in 2015. The decrease in 2017 and 2016 was driven by the divestiture of our crop insurance business in first quarter 2016. The decrease in 2017 was also affected by the divestiture of our insurance services business in fourth quarter 2017.
Net gains from trading activities, which reflect unrealized changes in fair value of our trading positions and realized gains and losses, were $1.1 billion in 2017, $834 million in 2016 and $614 million in 2015. The increases in 2017 and 2016, compared with 2016 and 2015, respectively, were predominantly driven by higher deferred compensation gains (offset in employee benefits expense). The increase in 2016 also reflected higher customer accommodation trading activity within our capital markets business driven by higher fixed income trading gains. Net gains from trading activities do not include interest and dividend income and expense on trading securities. Those amounts are reported within interest income from trading assets and other interest expense from trading liabilities. For additional information about trading activities, see the “Risk Management – Asset/Liability Management – Market Risk – Trading Activities” section in this Report.
Net gains on debt and equity securities totaled $1.7 billion for 2017 and $1.8 billion and $3.2 billion for 2016 and 2015, respectively, after other-than-temporary impairment (OTTI) write-downs of $606 million, $642 million and $559 million, respectively, for the same periods. The decrease in net gains on debt and equity securities in 2017 compared with 2016 was driven by lower net gains on debt securities, partially offset by higher net gains from equity investments from non-marketable equity investments. The decrease in net gains on debt and equity securities in 2016 compared with 2015 reflected lower net gains from equity investments as our portfolio benefited from strong public and private equity markets in 2015.
Lease income of $1.9 billion in 2017 was stable compared with 2016. Lease income increased $1.3 billion in 2016 compared with 2015, largely driven by the GE Capital business acquisitions.

All other income was $1.0 billion for 2017 compared with $702 million in 2016 and $(115) million in 2015. All other income includes ineffectiveness recognized on derivatives that qualify for hedge accounting, the results of certain economic hedges, losses on low income housing tax credit and renewable energy investments, foreign currency adjustments and income from investments accounted for under the equity method, any of which can cause decreases and net losses in other income. The increase in other income in 2017 compared with 2016 was driven by a $848 million pre-tax gain from the sale of our insurance services business in fourth quarter 2017 and a $309 million pre-tax gain from the sale of a Pick-a-Pay PCI loan portfolio in second quarter 2017, as well as the impact of the adoption of Accounting Standards Update (ASU) 2017-12 – Derivatives and Hedging in fourth quarter 2017, partially offset by a gain from the sale of our crop insurance business in first quarter 2016 and a gain from the sale of our health benefit services business in second quarter 2016. All other income in 2017 also included $284 million of impairments on low income housing investments and $130 million of impairments on tax-advantaged renewable energy investments in each case due to the Tax Act. The increase in other income in 2016 compared with 2015 was driven by a $374 million pre-tax gain from the sale of our crop insurance business in first quarter 2016, a $290 million gain from the sale of our health benefit services business in second quarter 2016, and our proportionate share of earnings from a merchant services joint venture that was deconsolidated in 2015, partially offset by changes in ineffectiveness recognized on interest rate swaps used to hedge our exposure to interest rate risk on long-term debt and cross-currency swaps, cross-currency interest rate swaps and forward contracts used to hedge our exposure to foreign currency risk and interest rate risk involving non-U.S. dollar denominated long-term debt.

Wells Fargo & Company	51

Earnings Performance (continued)

Noninterest Expense

Table 8: Noninterest Expense

	Year ended December 31,
(in millions)	2017	2016	2015
Salaries	$17,363	16,552	15,883
Commission and incentive compensation	10,442	10,247	10,352
Employee benefits	5,566	5,094	4,446
Equipment	2,237	2,154	2,063
Net occupancy	2,849	2,855	2,886
Core deposit and other intangibles	1,152	1,192	1,246
FDIC and other deposit assessments	1,287	1,168	973
Operating losses	5,492	1,608	1,871
Outside professional services	3,813	3,138	2,665
Contract services	1,369	1,203	978
Operating leases	1,351	1,329	278
Outside data processing	891	888	985
Travel and entertainment	687	704	692
Advertising and promotion	614	595	606
Postage, stationery and supplies	544	622	702
Telecommunications	364	383	439
Foreclosed assets	251	202	381
Insurance	100	179	448
All other	2,112	2,264	2,080
Total	$58,484	52,377	49,974

Noninterest expense was $58.5 billion in 2017, up 12% from $52.4 billion in 2016, which was up 5% from $50.0 billion in 2015. The increase in 2017, compared with 2016, was predominantly driven by higher operating losses, personnel expenses, and outside professional and contract services, partially offset by lower insurance and postage, stationery and supplies. The increase in 2016, compared with 2015, was driven by higher personnel expenses, operating lease expense, outside professional services and contract services, and FDIC and other deposit assessments, partially offset by lower insurance, operating losses, foreclosed assets expense, and outside data processing.
Personnel expenses, which include salaries, commissions, incentive compensation and employee benefits, were up $1.5 billion, or 5% in 2017, compared with 2016, due to annual salary increases, higher deferred compensation costs (offset in trading revenue), and higher employee benefits. Personnel expenses were up $1.2 billion, or 4% in 2016, compared with 2015, due to annual salary increases, staffing growth driven by the GE Capital business acquisitions and investments in technology and risk management, higher deferred compensation expense (offset in trading revenue) and increased employee benefits.
FDIC and other deposit assessments were up 10% in 2017, compared with 2016, due to an increase in deposit assessments as a result of a temporary surcharge which became effective on July 1, 2016. The FDIC expects the surcharge to end in third quarter 2018. FDIC and other deposit assessments were up 20% in 2016, compared with 2015, primarily due to the aforementioned temporary surcharge. See the “Regulation and Supervision” section in our 2017 Form 10-K for additional information.

Operating losses were up $3.9 billion in 2017, compared with 2016, predominantly due to higher litigation accruals for a variety of matters, including mortgage-related regulatory investigations, sales practices, and other consumer-related matters. Litigation accruals in 2017 included $3.7 billion that were non tax-deductible. Operating losses were down $263 million, or 14%, in 2016 compared with 2015, predominantly due to lower litigation accruals for various legal matters.
Outside professional services expense was up 22% and contract services expense was up 14% in 2017, compared with 2016. Both increases were driven by higher project and technology spending on regulatory and compliance related initiatives, as well as higher legal expense related to sales practice matters. Outside professional services expense was up 18% and contract services expense was up 23% in 2016, compared with 2015, driven by investments in our products, technology and service delivery, as well as costs to meet heightened regulatory expectations and cybersecurity risk.
Operating lease expense of $1.4 billion in 2017 was relatively stable, compared with 2016, and was up $1.1 billion in 2016, compared with 2015, driven by higher depreciation expense on the leased assets acquired from GE Capital.
Outside data processing expense was relatively stable compared with 2016 and was down 10% in 2016, compared with 2015. The decrease in 2016, compared with 2015, was due to lower card-related processing expense and the deconsolidation of our merchant services joint venture in fourth quarter 2015, partially offset by increased data processing expense related to the GE Capital business acquisitions.
Postage, stationery and supplies expense was down 13% in 2017, compared with 2016, due to lower mail services and supplies expense. Postage, stationery and supplies expense was down 11% in 2016, compared with 2015, driven by lower postage and mail services expense.
Telecommunications expense was down 5% in 2017, compared with 2016, and down 13% in 2016, compared with 2015, in each case driven by lower telephone and data rates.
Foreclosed assets expense was up 24% in 2017, compared with 2016, due to lower gains on sales of foreclosed properties, partially offset by lower operating expenses. Foreclosed assets expense was down 47% in 2016, compared with 2015, driven by lower operating expense and write-downs, partially offset by lower gains on sales of foreclosed properties.
Insurance expense was down 44% in 2017, compared with 2016, predominantly driven by the sale of our crop insurance business in first quarter 2016. Insurance expense was down 60% in 2016, compared with 2015, due to the sale of our crop insurance business in first quarter 2016 and the sale of our Warranty Solutions business in third quarter 2015.
All other noninterest expense was down 7% in 2017, compared with 2016, due to lower insurance premium payments and higher gains on the sale of a corporate property, partially offset by higher charitable donations expense. All other noninterest expense was up 9% in 2016, compared with 2015, driven by higher insurance premium payments. All other noninterest expense in 2017 included a $199 million contribution to the Wells Fargo Foundation, compared with a $107 million contribution in 2016.
Our full year 2017 efficiency ratio was 66.2%, compared with 59.3% in 2016 and 58.1% in 2015.

52	Wells Fargo & Company

Income Tax Expense
The 2017 annual effective income tax rate was 18.1%, compared with 31.5% in 2016 and 31.2% in 2015. The effective income tax rate for 2017 reflected the estimated impact of the Tax Act, including a benefit of $3.89 billion resulting from the re-measurement of the Company's estimated net deferred tax liability as of December 31, 2017, partially offset by $173 million of tax expense relating to the estimated tax impact of the deemed repatriation of the Company's previously undistributed foreign earnings. The benefit of the Tax Act on the effective income tax rate in 2017 was partially offset by $1.3 billion relating to the tax effect of discrete non tax-deductible items (predominantly litigation accruals). For 2017, we were able to make reasonable estimates and record provisional amounts related to the impacts of the Tax Act. We will complete these calculations during 2018 as we finalize our tax filings for 2017 and finalize our analysis of the Tax Act and applicable interpretive guidance issued by federal and state tax authorities. The effective income tax rate for 2016 reflected a net benefit from the reduction to the reserve for uncertain tax positions resulting from settlements with tax authorities and a net increase in tax benefits related to tax credit investments. The effective income tax rate for 2015 included net reductions in reserves for uncertain tax positions primarily due to audit resolutions of prior period matters with U.S. federal and state taxing authorities. See Note 22 (Income Taxes) to Financial Statements in this Report for additional information about our income taxes.

Operating Segment Results
We are organized for management reporting purposes into three operating segments: Community Banking; Wholesale Banking; and WIM. These segments are defined by product type and customer segment and their results are based on our management accounting process, for which there is no comprehensive, authoritative financial accounting guidance equivalent to generally accepted accounting principles (GAAP). Commencing in second quarter 2016, operating segment results reflect a shift in expenses between the personnel and other expense categories as a result of the movement of support staff from the Wholesale Banking and WIM segments into a consolidated organization within the Community Banking segment. Since then, personnel expenses associated with the transferred support staff have been allocated from Community Banking back to the Wholesale Banking and WIM segments through other expense. Table 9 and the following discussion present our results by operating segment. For additional description of our operating segments, including additional financial information and the underlying management accounting process, see Note 25 (Operating Segments) to Financial Statements in this Report.
Table 9: Operating Segment Results – Highlights

	Year ended December 31,
(in millions, except average balances which are in billions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Other (1)	Consolidated Company
2017
Revenue	$48,707	28,173	16,926	(5,417)	88,389
Provision (reversal of provision) for credit losses	2,555	(19)	(5)	(3)	2,528
Net income (loss)	12,071	8,699	2,674	(1,261)	22,183
Average loans	$476.7	464.6	71.9	(57.1)	956.1
Average deposits	729.3	464.5	189.0	(78.2)	1,304.6
2016
Revenue	$48,866	28,542	15,946	(5,087)	88,267
Provision (reversal of provision) for credit losses	2,691	1,073	(5)	11	3,770
Net income (loss)	12,435	8,235	2,426	(1,158)	21,938
Average loans	$486.9	449.3	67.3	(53.5)	950.0
Average deposits	701.2	438.6	187.8	(77.0)	1,250.6
2015
Revenue	$49,341	25,904	15,777	(4,965)	86,057
Provision (reversal of provision) for credit losses	2,427	27	(25)	13	2,442
Net income (loss)	13,491	8,194	2,316	(1,107)	22,894
Average loans	$475.9	397.3	60.1	(47.9)	885.4
Average deposits	654.4	438.9	172.3	(71.5)	1,194.1

(1)
Includes the elimination of certain items that are included in more than one business segment, most of which represents products and services for WIM customers served through Community Banking distribution channels.

Wells Fargo & Company	53

Earnings Performance (continued)

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and automobile, student, mortgage, home equity and small business lending, as well as referrals to Wholesale Banking and WIM business partners. The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations (including funds transfer pricing, capital, liquidity and certain corporate expenses) in support of other segments and results of investments in our affiliated venture capital partnerships. We announced on November 28, 2017, that we will exit the personal insurance business, and we have begun winding down activities and ceased offering personal insurance products, effective February 1, 2018. Table 9a provides additional financial information for Community Banking.
Table 9a: Community Banking

	Year ended December 31,
(in millions, except average balances which are in billions)	2017	2016	% Change	2015	% Change
Net interest income	$30,365	29,833	2%	$29,242	2%
Noninterest income:
Service charges on deposit accounts	2,905	3,136	(7)	3,014	4
Trust and investment fees:
Brokerage advisory, commissions and other fees (1)	1,831	1,854	(1)	2,044	(9)
Trust and investment management (1)	889	849	5	855	(1)
Investment banking (2)	(60)	(141)	57	(123)	(15)
Total trust and investment fees	2,660	2,562	4	2,776	(8)
Card fees	3,613	3,592	1	3,381	6
Other fees	1,497	1,494	—	1,446	3
Mortgage banking	3,895	5,624	(31)	6,056	(7)
Insurance	98	6	NM	96	(94)
Net gains (losses) from trading activities	59	(17)	447	(146)	88
Net gains on debt securities	709	928	(24)	556	67
Net gains from equity investments (3)	1,144	673	70	1,714	(61)
Other income of the segment	1,762	1,035	70	1,206	(14)
Total noninterest income	18,342	19,033	(4)	20,099	(5)

Total revenue	48,707	48,866	—	49,341	(1)

Provision for credit losses	2,555	2,691	(5)	2,427	11
Noninterest expense:
Personnel expense	20,345	18,655	9	17,574	6
Equipment	2,157	2,035	6	1,914	6
Net occupancy	2,107	2,070	2	2,104	(2)
Core deposit and other intangibles	446	500	(11)	573	(13)
FDIC and other deposit assessments	715	649	10	549	18
Outside professional services	1,863	1,169	59	1,012	16
Operating losses	5,312	1,451	266	1,503	(3)
Other expense of the segment	(467)	893	NM	1,752	(49)
Total noninterest expense	32,478	27,422	18	26,981	2
Income before income tax expense and noncontrolling interests	13,674	18,753	(27)	19,933	(6)
Income tax expense	1,327	6,182	(79)	6,202	—
Net income from noncontrolling interests (4)	276	136	103	240	(43)
Net income	$12,071	12,435	(3)%	$13,491	(8)%
Average loans	$476.7	486.9	(2)%	$475.9	2%
Average deposits	729.3	701.2	4	654.4	7
NM - Not meaningful

(1)	Represents income on products and services for WIM customers served through Community Banking distribution channels and is eliminated in consolidation.

(2)	Includes syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.

(3)	Predominantly represents gains resulting from venture capital investments.

(4)	Reflects results attributable to noncontrolling interests predominantly associated with the Company’s consolidated venture capital investments.

54	Wells Fargo & Company

Community Banking reported net income of $12.1 billion in 2017, down $364 million, or 3%, from $12.4 billion in 2016, which was down $1.1 billion, or 8%, in 2015. Income tax expense in 2017 reflected the estimated net benefit from the impact of the Tax Act to the Company, partially offset by the impact of discrete non tax-deductible items, predominantly litigation accruals. Revenue was $48.7 billion in 2017, a decrease of $159 million, or 0.3%, compared with $48.9 billion in 2016, which was down $475 million, or 1%, compared with 2015. The decrease in revenue for 2017 was due to lower mortgage banking revenue driven by lower mortgage loan originations and a decrease in servicing income, lower service charges on deposit accounts, and lower gains on debt securities. The decrease in revenue in 2017 was partially offset by higher net interest income, gains on equity investments, deferred compensation plan investment results (offset in employee benefits expense), and other income (including higher net hedge ineffectiveness income and a gain on the sale of a mortgage loan portfolio). The decrease in revenue for 2016 was due to lower gains on equity investments, and lower mortgage banking revenue driven by a decrease in servicing income, partially offset by higher net gains on mortgage loan originations driven by higher origination volumes. Additionally, revenue in 2016 reflected lower trust and investment fees driven by a decrease in brokerage transactional revenue, and lower other income (including lower net hedge ineffectiveness income and a gain on the sale of our Warranty Solutions business in 2015). The decrease in revenue in 2016 was partially offset by higher net interest income, gains on debt securities, revenue from debit and credit card volumes, higher deferred compensation plan investment results (offset in employee benefits expense), and an increase in deposit service charges driven by higher overdraft fees and account growth. Average deposits increased $28.1 billion in 2017, or 4% from 2016, which increased $46.8 billion, or 7%, from 2015. Primary consumer checking customers (customers who actively use their checking account with transactions such as debit card purchases, online bill payments, and direct deposit) as of November 2017 were up 0.2% from November 2016.

Noninterest expense increased $5.1 billion in 2017, or 18%, from 2016, which increased $441 million, or 2%, from 2015. The increase in 2017 was due to higher litigation accruals (including $3.7 billion that were non tax-deductible), personnel expense driven by increased health insurance expense, deferred compensation plan expense (offset in trading revenue) and staffing, as well as higher project-related, equipment, and FDIC expense. These increases in noninterest expense were partially offset by lower foreclosed assets expense driven by improvement in the residential real estate portfolio, lower telephone and supplies expenses, travel and entertainment, and other expense. The increase in noninterest expense in 2016 was due to higher personnel expense driven by increased deferred compensation plan expense (offset in trading revenue) and increased staffing, as well as higher project-related, equipment, and FDIC expense. These increases in noninterest expense were partially offset by lower foreclosed assets expense driven by improvement in the residential real estate portfolio, lower telephone and supplies expenses, data processing costs, and other expense.
The provision for credit losses in 2017 decreased $136 million from 2016 due to credit improvement in the consumer lending portfolio, primarily consumer real estate. The provision for credit losses in 2016 increased $264 million from 2015 due to an increase in losses in the credit card, automobile and other consumer portfolios.

Wells Fargo & Company	55

Earnings Performance (continued)

Wholesale Banking provides financial solutions to businesses across the United States and globally with annual sales generally in excess of $5 million. Products and businesses include Business Banking, Commercial Real Estate, Corporate Banking, Financial Institutions Group, Government and Institutional

Banking, Middle Market Banking, Principal Investments, Treasury Management, Wells Fargo Commercial Capital, and Wells Fargo Securities. Table 9b provides additional financial information for Wholesale Banking.
Table 9b: Wholesale Banking

	Year ended December 31,
(in millions, except average balances which are in billions)	2017	2016	% Change	2015	% Change
Net interest income	$16,967	16,052	6%	$14,350	12%
Noninterest income:
Service charges on deposit accounts	2,205	2,235	(1)	2,153	4
Trust and investment fees:
Brokerage advisory, commissions and other fees	303	368	(18)	285	29
Trust and investment management	524	473	11	407	16
Investment banking	1,827	1,833	—	1,762	4
Total trust and investment fees	2,654	2,674	(1)	2,454	9
Card fees	345	342	1	337	1
Other fees	2,054	2,226	(8)	2,872	(22)
Mortgage banking	458	475	(4)	447	6
Insurance	913	1,262	(28)	1,598	(21)
Net gains from trading activities	700	677	3	719	(6)
Net gains (losses) on debt securities	(232)	13	NM	396	(97)
Net gains from equity investments	117	199	(41)	511	(61)
Other income of the segment	1,992	2,387	(17)	67	NM
Total noninterest income	11,206	12,490	(10)	11,554	8

Total revenue	28,173	28,542	(1)	25,904	10

Provision (reversal of provision) for credit losses	(19)	1,073	NM	27	NM
Noninterest expense:
Personnel expense	6,639	7,035	(6)	6,936	1
Equipment	55	72	(24)	97	(26)
Net occupancy	429	461	(7)	452	2
Core deposit and other intangibles	414	390	6	347	12
FDIC and other deposit assessments	480	429	12	352	22
Outside professional services	1,146	1,075	7	837	28
Operating losses	74	118	(37)	152	(22)
Other expense of the segment	7,518	6,546	15	4,943	32
Total noninterest expense	16,755	16,126	4	14,116	14
Income before income tax expense and noncontrolling interest	11,437	11,343	1	11,761	(4)
Income tax expense	2,753	3,136	(12)	3,424	(8)
Net income (loss) from noncontrolling interest	(15)	(28)	46	143	NM
Net income	$8,699	8,235	6%	$8,194	1%
Average loans	$464.6	449.3	3%	$397.3	13%
Average deposits	464.5	438.6	6	438.9	—
NM - Not meaningful

56	Wells Fargo & Company

Wholesale Banking reported net income of $8.7 billion in 2017, up $464 million from 2016, which was up $41 million from 2015. The increase in net income in 2017 was due to higher net interest income and lower loan loss provision, partially offset by lower noninterest income and higher noninterest expense. The increase in 2016 compared with 2015 was due to increased revenue and lower minority interest expense, partially offset by higher loan loss provision and noninterest expense. Revenue in 2017 of $28.2 billion decreased $369 million, or 1%, from 2016, which increased $2.6 billion, or 10%, from 2015. Net interest income of $17.0 billion in 2017 increased $915 million, or 6%, from 2016, which increased $1.7 billion, or 12%, from 2015. The increase in net interest income in 2017 was due to loan and other earning asset growth as well as the impact of higher interest rates, partially offset by an adjustment related to leveraged leases resulting from the Tax Act that reduced net interest income by $183 million. The increase in net interest income in 2016 was due to strong loan and other earning asset growth.
Average loans of $464.6 billion in 2017 increased $15.3 billion, or 3%, from 2016, which increased $52.0 billion, or 13%, from 2015. Loan growth in 2017 and 2016 was broad based across many Wholesale Banking businesses and included the impact of the GE Capital business acquisitions in 2016. Average deposits of $464.5 billion in 2017 increased $25.9 billion, or 6%, compared with $438.6 billion in 2016, which was relatively flat compared with 2015.
Noninterest income of $11.2 billion in 2017 decreased $1.3 billion, or 10%, from 2016, which increased $936 million, or 8%, from 2015. The decrease in 2017 was driven by the gains on the sale of our crop insurance and health benefit services businesses in 2016, impairments to low income housing and renewable energy investments as a result of the Tax Act, lower insurance income driven by the 2016 sale of our crop insurance business, and lower gains on debt securities and equity investments. These declines were partially offset by a gain on the sale of our insurance services business in 2017. The increase in 2016, compared with 2015, was driven by increased lease income from the GE Capital business acquisitions, gains on the sale of our crop insurance and health benefit services businesses, increased trust and investment banking revenue driven by syndicated loan, advisory, and debt origination fees, and higher service charges on deposit accounts (which represented treasury management fees for providing cash management payable and receivable services), partially offset by lower gains on debt securities and equity investments, lower insurance income due to the divestiture of our crop insurance business, and lower other fees related to a decline in commercial real estate brokerage fees and the deconsolidation of our merchant services joint venture in fourth quarter 2015, which also lowered 2016 minority interest expense.

Noninterest expense of $16.8 billion in 2017 increased $629 million, or 4%, compared with 2016, which increased $2.0 billion, or 14%, compared with 2015. The increase in 2017 was predominantly due to increased project and technology spending on compliance and regulatory requirements. The increase in 2016 was due to higher personnel and operating lease expense related to the GE Capital business acquisitions as well as higher expenses related to growth initiatives, compliance and regulatory requirements. The provision for credit losses in 2017 decreased $1.1 billion from 2016, predominantly due to lower losses in the oil and gas portfolio. The provision for credit losses in 2016 increased $1.0 billion from 2015, primarily due to increased losses in the oil and gas portfolio.

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

Wells Fargo & Company	57

Earnings Performance (continued)

Table 9c: Wealth and Investment Management

	Year ended December 31,
(in millions, except average balances which are in billions)	2017	2016	% Change	2015	% Change
Net interest income	$4,493	3,913	15%	$3,478	13%
Noninterest income:
Service charges on deposit accounts	17	19	(11)	19	—
Trust and investment fees:
Brokerage advisory, commissions and other fees	9,072	8,870	2	9,154	(3)
Trust and investment management	2,877	2,891	—	3,017	(4)
Investment banking (1)	(2)	(1)	(100)	—	NM
Total trust and investment fees	11,947	11,760	2	12,171	(3)
Card fees	6	6	—	5	20
Other fees	18	18	—	17	6
Mortgage banking	(10)	(9)	(11)	(7)	(29)
Insurance	88	—	NM	—	NM
Net gains from trading activities	294	174	69	41	324
Net gains on debt securities	2	1	100	—	NM
Net gains from equity investments	7	7	—	5	40
Other income of the segment	64	57	12	48	19
Total noninterest income	12,433	12,033	3	12,299	(2)

Total revenue	16,926	15,946	6	15,777	1

Reversal of provision for credit losses	(5)	(5)	—	(25)	80
Noninterest expense:
Personnel expense	8,126	7,852	3	7,820	—
Equipment	28	52	(46)	57	(9)
Net occupancy	431	442	(2)	447	(1)
Core deposit and other intangibles	292	302	(3)	326	(7)
FDIC and other deposit assessments	155	152	2	123	24
Outside professional services	834	925	(10)	846	9
Operating losses	115	50	130	229	(78)
Other expense of the segment	2,650	2,284	16	2,219	3
Total noninterest expense	12,631	12,059	5	12,067	—
Income before income tax expense and noncontrolling interest	4,300	3,892	10	3,735	4
Income tax expense	1,610	1,467	10	1,420	3
Net income (loss) from noncontrolling interest	16	(1)	NM	(1)	—
Net income	$2,674	2,426	10%	$2,316	5%
Average loans	$71.9	67.3	7%	$60.1	12%
Average deposits	189.0	187.8	1	172.3	9
NM - Not meaningful

(1)	Includes syndication and underwriting fees paid to Wells Fargo Securities which are offset in our Wholesale Banking segment.
WIM reported net income of $2.7 billion in 2017, up $248 million, or 10%, from 2016, which was up $110 million, or 5%, from 2015. Revenue of $16.9 billion in 2017 increased $980 million from 2016, which was up $169 million from 2015. The increase in revenue for 2017 was due to growth in net interest income and asset-based fees. The increase in revenue for 2016 was due to growth in net interest income, partially offset by lower noninterest income. Net interest income increased 15% in 2017 and 13% in 2016, in each case due to growth in other earning assets and loan balances. Average loan balances of $71.9 billion in 2017 increased $4.6 billion from $67.3 billion in 2016, which was up 12% from 2015. Average deposits of $189.0 billion in 2017 increased 1% from $187.8 billion in 2016, which increased 9% from 2015. Noninterest income in 2017 increased 3% from 2016, due to higher asset-based fees and gains on deferred compensation plan investments (offset in employee benefits expense), partially offset by lower transaction revenue. Noninterest income in 2016 decreased 2% from 2015 due to lower transaction revenue from reduced client activity, and lower asset-based fees, partially offset by higher gains on deferred compensation plan investments (offset in employee benefits expense). Noninterest expense of $12.6 billion in 2017 increased 5% from $12.1 billion in 2016 due to higher project and technology spending on compliance and regulatory requirements, higher broker commissions, and higher deferred compensation plan expense (offset in trading revenue). Noninterest expense in 2016 was flat compared with 2015, as a decline in operating losses reflecting lower litigation expense for various legal matters was offset by higher outside professional services expense, other expense, and personnel expense. The provision for credit losses was flat in 2017 compared with 2016. The provision for credit losses increased $20 million in 2016, due to lower net recoveries.

58	Wells Fargo & Company

The following discussions provide additional information for client assets we oversee in our retail brokerage advisory and trust and investment management business lines.

Retail Brokerage Client Assets Brokerage advisory, commissions and other fees are received for providing full-service and discount brokerage services predominantly to retail brokerage clients. Offering advisory account relationships to our brokerage clients is an important component of our broader strategy of meeting their financial needs. Although a majority of our retail brokerage client assets are in accounts that earn brokerage commissions, the fees from those accounts generally represent transactional commissions based on the number and size of transactions executed at the client’s direction. Fees earned from advisory accounts are asset-based and depend on changes in the value of the client’s assets as well as the level of assets resulting from inflows and outflows. A majority of our brokerage advisory, commissions and other fee income is earned from advisory accounts. Table 9d shows advisory account client assets as a percentage of total retail brokerage client assets at December 31, 2017, 2016 and 2015.
Table 9d: Retail Brokerage Client Assets

	Year ended December 31,
(in billions)	2017	2016	2015
Retail brokerage client assets	$1,651.3	1,486.1	1,386.9
Advisory account client assets	542.8	463.8	419.9
Advisory account client assets as a percentage of total client assets	33%	31	30
Retail Brokerage advisory accounts include assets that are financial advisor-directed and separately managed by third-party managers, as well as certain client-directed brokerage assets where we earn a fee for advisory and other services, but do not have investment discretion. These advisory accounts generate fees as a percentage of the market value of the assets, which vary across the account types based on the distinct services provided, and are affected by investment performance as well as asset inflows and outflows. For the years ended December 31, 2017, 2016 and 2015, the average fee rate by account type ranged from 80 to 120 basis points. Table 9e presents retail brokerage advisory account client assets activity by account type for the years ended December 31, 2017, 2016 and 2015.
Table 9e: Retail Brokerage Advisory Account Client Assets

	Year ended
(in billions)	Balance, beginning of period	Inflows (1)	Outflows (2)	Market impact (3)	Balance, end of period
December 31, 2017
Client directed (4)	$159.1	37.1	(39.2)	13.9	170.9
Financial advisor directed (5)	115.7	30.6	(24.5)	25.2	147.0
Separate accounts (6)	125.7	26.1	(23.5)	20.8	149.1
Mutual fund advisory (7)	63.3	13.1	(11.1)	10.5	75.8
Total advisory client assets	463.8	106.9	(98.3)	70.4	542.8
December 31, 2016
Client directed (4)	154.7	36.0	(37.5)	5.9	159.1
Financial advisor directed (5)	91.9	28.6	(18.7)	13.9	115.7
Separate accounts (6)	110.4	26.0	(21.9)	11.2	125.7
Mutual fund advisory (7)	62.9	8.7	(11.6)	3.3	63.3
Total advisory client assets	419.9	99.3	(89.7)	34.3	463.8
December 31, 2015
Client directed (4)	159.8	38.7	(37.3)	(6.5)	154.7
Financial advisor directed (5)	85.4	20.7	(17.5)	3.3	91.9
Separate accounts (6)	110.7	21.6	(20.5)	(1.4)	110.4
Mutual fund advisory (7)	66.9	10.4	(12.2)	(2.2)	62.9
Total advisory client assets	422.8	91.4	(87.5)	(6.8)	419.9

(1)	Inflows include new advisory account assets, contributions, dividends and interest.

(2)	Outflows include closed advisory account assets, withdrawals and client management fees.

(3)	Market impact reflects gains and losses on portfolio investments.

(4)
Investment advice and other services are provided to client, but decisions are made by the client and the fees earned are based on a percentage of the advisory account assets, not the number and size of transactions executed by the client.

(5)	Professionally managed portfolios with fees earned based on respective strategies and as a percentage of certain client assets.

(6)	Professional advisory portfolios managed by Wells Fargo Asset Management advisors or third-party asset managers. Fees are earned based on a percentage of certain client assets.

(7)	Program with portfolios constructed of load-waived, no-load and institutional share class mutual funds. Fees are earned based on a percentage of certain client assets.

Wells Fargo & Company	59

Earnings Performance (continued)

Trust and Investment Client Assets Under Management We earn trust and investment management fees from managing and administering assets, including mutual funds, institutional separate accounts, personal trust, employee benefit trust and agency assets through our asset management, wealth and retirement businesses. Our asset management business is conducted by Wells Fargo Asset Management (WFAM), which offers Wells Fargo proprietary mutual funds and manages institutional separate accounts. Our wealth business manages assets for high net worth clients, and our retirement business provides total retirement management, investments, and trust and custody solutions tailored to meet the needs of institutional clients. Substantially all of our trust and investment management fee income is earned from AUM where we have discretionary management authority over the investments and generate fees as a percentage of the market value of the AUM. Table 9f presents AUM activity for the years ended December 31, 2017, 2016 and 2015.
Table 9f: WIM Trust and Investment – Assets Under Management

	Year ended
(in billions)	Balance, beginning of period	Inflows (1)	Outflows (2)	Market impact (3)	Balance, end of period
December 31, 2017
Assets managed by WFAM (4):
Money market funds (5)	$102.6	5.6	—	—	108.2
Other assets managed	379.6	116.0	(130.9)	31.0	395.7
Assets managed by Wealth and Retirement (6)	168.5	41.1	(39.4)	16.0	186.2
Total assets under management	650.7	162.7	(170.3)	47.0	690.1
December 31, 2016
Assets managed by WFAM (4):
Money market funds (5)	123.6	—	(21.0)	—	102.6
Other assets managed	366.1	114.0	(125.0)	24.5	379.6
Assets managed by Wealth and Retirement (6)	162.1	37.0	(35.9)	5.3	168.5
Total assets under management	651.8	151.0	(181.9)	29.8	650.7
December 31, 2015
Assets managed by WFAM (4):
Money market funds (5)	123.1	0.5	—	—	123.6
Other assets managed	372.6	93.5	(97.0)	(3.0)	366.1
Assets managed by Wealth and Retirement (6)	165.3	36.2	(34.1)	(5.3)	162.1
Total assets under management	661.0	130.2	(131.1)	(8.3)	651.8

(1)	Inflows include new managed account assets, contributions, dividends and interest.

(2)	Outflows include closed managed account assets, withdrawals and client management fees.

(3)	Market impact reflects gains and losses on portfolio investments.

(4)
Assets managed by WFAM consist of equity, alternative, balanced, fixed income, money market, and stable value, and include client assets that are managed or sub-advised on behalf of other Wells Fargo lines of business.

(5)	Money Market funds activity is presented on a net inflow or net outflow basis, because the gross flows are not meaningful nor used by management as an indicator of performance.

(6)	Includes $5.5 billion, $6.9 billion and $8.2 billion as of December 31, 2017, 2016 and 2015, respectively, of client assets invested in proprietary funds managed by WFAM.

60	Wells Fargo & Company

Balance Sheet Analysis

At December 31, 2017, our assets totaled $2.0 trillion, up $21.6 billion from December 31, 2016. Asset growth was predominantly due to trading assets, which increased $17.9 billion, and investment securities, which increased $8.5 billion. An increase of $29.9 billion in deposits, and total equity growth of $7.6 billion from December 31, 2016, were the predominant sources that funded our asset growth for 2017. Equity growth benefited from a $12.2 billion increase in retained earnings, net of dividends paid.

The following discussion provides additional information about the major components of our balance sheet. Information regarding our capital and changes in our asset mix is included in the “Earnings Performance – Net Interest Income” and “Capital Management” sections and Note 27 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
Investment Securities

Table 10: Investment Securities – Summary

	December 31, 2017			December 31, 2016
(in millions)	Amortized Cost	Net unrealized gain (loss)	Fair value	Amortized Cost	Net unrealized gain (loss)	Fair value
Available-for-sale securities:
Debt securities	$275,096	1,311	276,407	309,447	(2,294)	307,153
Marketable equity securities	532	146	678	706	505	1,211
Total available-for-sale securities	275,628	1,457	277,085	310,153	(1,789)	308,364
Held-to-maturity debt securities	139,335	(350)	138,985	99,583	(428)	99,155
Total investment securities (1)	$414,963	1,107	416,070	409,736	(2,217)	407,519

(1)	Available-for-sale securities are carried on the balance sheet at fair value. Held-to-maturity securities are carried on the balance sheet at amortized cost.

Table 10 presents a summary of our investment securities portfolio, which increased $8.5 billion from December 31, 2016, predominantly due to net purchases of federal agency mortgage-backed securities.
The total net unrealized gains on available-for-sale securities were $1.5 billion at December 31, 2017, up from net unrealized losses of $1.8 billion at December 31, 2016, primarily due to tighter credit spreads and the transfer of available-for-sale securities to held-to-maturity.
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
We analyze securities for other-than-temporary impairment (OTTI) quarterly or more often if a potential loss-triggering event occurs. Of the $606 million in OTTI write-downs recognized in earnings in 2017, $262 million related to debt securities, $5 million related to marketable equity securities, which are included in available-for-sale securities, and $339 million related to nonmarketable equity investments, which are included in other assets. For a discussion of our OTTI accounting policies and underlying considerations and analysis, see Note 1 (Summary of Significant Accounting Policies) and Note 5 (Investment Securities) to Financial Statements in this Report.
At December 31, 2017, investment securities included $57.6 billion of municipal bonds, of which 95.7% were rated “A-” or better based largely on external and, in some cases, internal ratings. Additionally, some of the securities in our total municipal bond portfolio are guaranteed against loss by bond insurers. These guaranteed bonds are predominantly investment grade and were generally underwritten in accordance with our own investment standards prior to the determination to purchase, without relying on the bond insurer’s guarantee in making the investment decision. The credit quality of our municipal bond holdings are monitored as part of our ongoing impairment analysis.
The weighted-average expected maturity of debt securities available-for-sale was 6.3 years at December 31, 2017. The expected remaining maturity is shorter than the remaining contractual maturity for the 61.3% of this portfolio that is MBS because borrowers generally have the right to prepay obligations

Wells Fargo & Company	61

Balance Sheet Analysis (continued)

before the underlying mortgages mature. The estimated effects of a 200 basis point increase or decrease in interest rates on the fair value and the expected remaining maturity of the MBS available-for-sale portfolio are shown in Table 11.

Table 11: Mortgage-Backed Securities Available for Sale

(in billions)	Fair value	Net unrealized gain (loss)	Expected remaining maturity (in years)
At December 31, 2017
Actual	169.4	—	5.9
Assuming a 200 basis point:
Increase in interest rates	150.8	(18.6)	8.2
Decrease in interest rates	180.4	11.0	3.5

The weighted-average expected maturity of debt securities held-to-maturity was 5.9 years at December 31, 2017. See Note 5 (Investment Securities) to Financial Statements in this Report for a summary of investment securities by security type.

Loan Portfolios
Table 12 provides a summary of total outstanding loans by portfolio segment. Total loans decreased $10.8 billion from December 31, 2016, reflecting paydowns, a continued decline in junior lien mortgage loans, and an expected decline in automobile loans as the effect of tighter underwriting standards implemented in 2016 resulted in lower origination volume.
Table 12: Loan Portfolios

(in millions)	December 31, 2017	December 31, 2016
Commercial	$503,388	506,536
Consumer	453,382	461,068
Total loans	956,770	967,604
Change from prior year	$(10,834)	51,045

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

Table 13: Maturities for Selected Commercial Loan Categories

	December 31, 2017				December 31, 2016
(in millions)	Within one year	After one year through five years	After five years	Total	Within one year	After one year through five years	After five years	Total
Selected loan maturities:
Commercial and industrial	$105,327	201,530	26,268	333,125	105,421	199,211	26,208	330,840
Real estate mortgage	20,069	64,384	42,146	126,599	22,713	68,928	40,850	132,491
Real estate construction	9,555	13,276	1,448	24,279	9,576	13,102	1,238	23,916
Total selected loans	$134,951	279,190	69,862	484,003	137,710	281,241	68,296	487,247
Distribution of loans to changes in interest rates:
Loans at fixed interest rates	$18,587	30,049	26,748	75,384	19,389	29,748	26,859	75,996
Loans at floating/variable interest rates	116,364	249,141	43,114	408,619	118,321	251,493	41,437	411,251
Total selected loans	$134,951	279,190	69,862	484,003	137,710	281,241	68,296	487,247

62	Wells Fargo & Company

Deposits
Deposits were $1.3 trillion at December 31, 2017, up $29.9 billion from December 31, 2016, reflecting growth in commercial, consumer and small business banking deposits. Table 14 provides additional information regarding deposits.

Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in “Earnings Performance – Net Interest Income” and Table 5 earlier in this Report.
Table 14: Deposits

($ in millions)	Dec 31, 2017	% of total deposits	Dec 31, 2016	% of total deposits	% Change
Noninterest-bearing	$373,722	28%	$375,967	29%	(1)
Interest-bearing checking	51,928	4	49,403	4	5
Market rate and other savings	690,168	52	687,846	52	—
Savings certificates	20,415	2	23,968	2	(15)
Other time deposits	71,715	4	52,649	4	36
Deposits in foreign offices (1)	128,043	10	116,246	9	10
Total deposits	$1,335,991	100%	$1,306,079	100%	2

(1)	Includes Eurodollar sweep balances of $80.1 billion and $74.8 billion at December 31, 2017 and 2016, respectively.
Equity
Total equity was $208.1 billion at December 31, 2017, compared with $200.5 billion at December 31, 2016. The increase was largely driven by a $12.2 billion increase in retained earnings from earnings net of dividends paid, and a $1.0 billion increase in cumulative other comprehensive income, partially offset by a net increase in treasury stock.

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

Commitments to Lend and Purchase Securities
We enter into commitments to lend funds to customers, which are usually at a stated interest rate, if funded, and for specific purposes and time periods. When we make commitments, we are exposed to credit risk. However, the maximum credit risk for these commitments will generally be lower than the contractual amount because a significant portion of these commitments is expected to expire without being used by the customer. For more information on lending commitments, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report. We may enter into commitments to purchase securities under resale agreements. For more information, see Note 4 (Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments) to Financial Statements in this Report. We also may enter into commitments to purchase debt and equity securities to provide capital for customers' funding, liquidity or other future needs. For more information, see Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments) to Financial Statements in this Report.

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

Guarantees and Certain Contingent Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations and other types of arrangements. For more information on guarantees and certain contingent arrangements, see Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments) to Financial Statements in this Report.

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

Wells Fargo & Company	63

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

Table 15 summarizes these contractual obligations as of December 31, 2017, excluding the projected cash payments for obligations for short-term borrowing arrangements and pension and postretirement benefit plans. More information on those obligations is in Note 12 (Short-Term Borrowings) and Note 21 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

Table 15: Contractual Cash Obligations

		December 31, 2017
(in millions)	Note(s) to Financial Statements	Less than 1 year	1-3 years	3-5 years	More than 5 years	Indeterminate maturity	Total
Contractual payments by period:
Deposits (1)	11	$106,089	11,988	5,002	5,515	1,207,397	1,335,991
Long-term debt (2)	13	39,826	47,730	46,222	91,242	—	225,020
Interest (3)		5,803	8,640	6,231	23,874	—	44,548
Operating leases	7	1,172	2,056	1,381	1,976	—	6,585
Unrecognized tax obligations	22	20	—	—	—	3,505	3,525
Commitments to purchase debt and equity securities (4)	14	2,132	296	—	—	—	2,428
Purchase and other obligations (5)		863	662	128	43	—	1,696
Total contractual obligations		$155,905	71,372	58,964	122,650	1,210,902	1,619,793

(1)	Includes interest-bearing and noninterest-bearing checking, and market rate and other savings accounts.

(2)	Balances are presented net of unamortized debt discounts and premiums and purchase accounting adjustments.

(3)
Represents the future interest obligations related to interest-bearing time deposits and long-term debt in the normal course of business including a net reduction of $9.7 billion related to hedges used to manage interest rate risk. These interest obligations assume no early debt redemption. We estimated variable interest rate payments using December 31, 2017, rates, which we held constant until maturity. We have excluded interest related to structured notes where our payment obligation is contingent on the performance of certain benchmarks.

(4)
Includes unfunded commitments to purchase debt and equity investments, excluding trade date payables, of $194 million and $2.2 billion, respectively. Our unfunded equity commitments include certain investments subject to the Volcker Rule, which we expect to divest in the near future. For additional information regarding the Volcker Rule, see the “Regulatory Matters” section in this Report. We have presented predominantly all of our contractual obligations on equity investments above in the maturing in less than one year category as there are no specified contribution dates in the agreements. These obligations may be requested at any time by the investment manager.

(5)	Represents agreements related to unrecognized obligations to purchase goods or services.
We are subject to the income tax laws of the U.S., its states and municipalities, and those of the foreign jurisdictions in which we operate. We have various unrecognized tax obligations related to these operations that may require future cash tax payments to various taxing authorities. Because of their uncertain nature, the expected timing and amounts of these payments generally are not reasonably estimable or determinable. We attempt to estimate the amount payable in the next 12 months based on the status of our tax examinations and settlement discussions. See Note 22 (Income Taxes) to Financial Statements in this Report for more information.

Transactions with Related Parties
The Related Party Disclosures topic of the Accounting Standards Codification (ASC) 850 requires disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. Based on ASC 850, we had no transactions required to be reported for the years ended December 31, 2017, 2016 and 2015. The Company has included within its disclosures information on its equity investments, relationships with variable interest entities, and employee benefit plan arrangements. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets), Note 8 (Securitizations and Variable Interest Entities) and Note 21 (Employee Benefits and Other Expenses) to Financial Statements in this Report.

64	Wells Fargo & Company

Risk Management
Wells Fargo manages a variety of risks that can significantly affect our financial performance and our ability to meet the expectations of our customers, stockholders, regulators and other stakeholders. Among the significant risks that we manage are conduct risk, operational risk, compliance risk, credit risk, and asset/liability management related risks, which include interest rate risk, market risk, liquidity risk, and funding related risks. We operate under a Board-level approved risk framework which outlines our company-wide approach to risk management and oversight, and describes the structures and practices employed to manage current and emerging risks inherent to Wells Fargo.

Risk Framework
Our risk framework consists of three lines of defense – (1) Wells Fargo’s lines of business and certain other enterprise functions, (2) Corporate Risk, our Company’s primary second-line of defense led by our Chief Risk Officer who reports to the Board’s Risk Committee, and (3) Wells Fargo Audit Services, our internal audit function which is led by our Chief Auditor who reports to the Board’s Audit & Examination Committee. The Company’s primary risk management objectives are: (a) to support the Board as it carries out its risk oversight responsibilities; (b) to support members of senior management in achieving the Company’s strategic objectives and priorities by establishing a comprehensive and effective risk framework and enterprise risk inventory; and (c) to maintain and continually promote a strong culture, which emphasizes each team member’s responsibility and authority as a risk manager. Key elements of our risk program include:

•
Cultivating a strong culture, with key risk management components emphasizing each team member’s ownership of risk and the Company’s bias for conservatism through which we strive to maintain a conservative financial position measured by satisfactory asset quality, capital levels, funding sources, and diversity of revenues.

•
Defining and communicating across the Company a company-wide statement of risk appetite (or, risk tolerance) which serves to guide business and risk leaders as they manage risk on a daily basis. The company-wide statement of risk appetite describes the nature and magnitude of risk that Wells Fargo is willing to assume in pursuit of its strategic and business objectives.

•
Maintaining a risk management governance structure, including escalation protocols and a committee structure, that enables the comprehensive oversight of the Company’s risk program and the effective and efficient escalation of risk issues to the appropriate level of the Company for information and decision-making.

•	Maintaining an enterprise risk inventory and promoting a standardized and systematic process to identify risks across the Company to guide business decisions and capital planning efforts.

•
Designing risk frameworks, programs, policies, procedures, controls, processes, and practices that are effective and aligned, and facilitate the active and timely management of current and emerging risks across the Company.

•
Structuring an effective and independent Corporate Risk function whose primary responsibilities include: (a) establishing and maintaining an effective risk framework, (b) maintaining an independent and comprehensive perspective on the Company’s current and emerging risks, (c) independently opining on the strategy and performance of the Company’s risk taking activities, (d) credibly challenging the intended business and risk management actions of Wells Fargo’s first-line of defense, and (e) reviewing risk management programs and practices across the Company to confirm appropriate coordination and consistency in the application of effective risk management approaches.

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

Board and Management-level Committee Structure
Wells Fargo’s Board and management-level governance committee structure is designed to ensure that key risks are considered and, if necessary, decided upon at the appropriate level of the Company and by the appropriate mix of executives. Accordingly, the structure is composed of defined escalation and reporting paths from first-line of defense groups to second-line of defense independent risk and management-level governance committees and, ultimately, to the Board level as appropriate. Each Board and management-level governance committee has defined authorities and responsibilities for considering a specific set of risks, as outlined in each of their charters. Our Board and management-level governance committee structure, and their primary risk oversight responsibilities, is presented in Table 16.

Wells Fargo & Company	65

Risk Management (continued)

Table 16: Board and Management-level Governance Committee Structure

Wells Fargo & Company

Board Committees and Primary Risk Oversight Responsibility

Audit & Examination Committee (1)	Corporate Responsibility Committee	Finance Committee	Risk Committee (2)	Governance & Nominating Committee	Credit Committee	Human Resources Committee
Financial, regulatory and risk reporting and controls	Social and public responsibility matters	Interest Rate Risk Market Risk	COMPANY-WIDE RISKS including: - Compliance - Conduct - Data - Financial Crimes - Information Security - Liquidity - Model - Operational - Strategic - Technology	Board-level governance matters	Credit Risk	Conduct Risk (culture, ethics and integrity, incentive compensation)

Management-level Governance Committees

Regulatory and Risk Reporting Oversight Committee		Capital Adequacy Process Committee	Enterprise Risk Management Committee (3)		Corporate Allowance for Credit Losses Approval Governance Committee	Incentive Compensation Committee

SOX Disclosure Committee		Capital Management Committee

Corporate Asset and Liability Committee

Recovery and Resolution Committee

(1)
The Audit & Examination Committee additionally oversees the internal audit function, external auditor performance, and the disclosure framework for financial, regulatory and risk reports prepared for the Board, management, and bank regulatory agencies, and assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

(2)	The Risk Committee has formed a compliance subcommittee and a technology subcommittee to provide more focused oversight of those risks.

(3)	Certain committees that report to the Enterprise Risk Management Committee have dual escalation and informational reporting paths to Board-level committees.
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
The Risk Committee oversees company-wide risks. The Board’s other standing committees also have primary oversight responsibility for certain specific risk matters, as highlighted in Table 16.
The Risk Committee additionally oversees the Company's Corporate Risk function and plays an active role in approving and overseeing the Company’s company-wide risk management framework established by management to manage risk. The Risk Committee and the full Board review and approve the enterprise statement of risk appetite annually, and the Risk Committee also actively monitors the risk profile relative to the approved risk appetite.

The full Board receives reports at each of its meetings from the Board committee chairs about committee activities, including risk oversight matters, and the Risk Committee receives a quarterly report from the management-level Enterprise Risk Management Committee regarding current or emerging risk matters.

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
The Enterprise Risk Management Committee, chaired by the Company’s Chief Risk Officer (CRO), oversees the management of all risk types across the Company. The

66	Wells Fargo & Company

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
While the Enterprise Risk Management Committee and the committees that report to it serve as the focal point for the management of company-wide risk matters, the management of specific risk types is supported by additional management-level governance committees, which all report to at least one of the Board’s standing committees.
The Company’s management-level governance committees collectively help management facilitate company-wide understanding and monitoring of risks and challenges faced by the Company.
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
Conduct Risk Management
Conduct risk is the risk resulting from behavior that does not comply with the Company’s values or ethical principles.
Our Board has enhanced its oversight of conduct risk to oversee the alignment of team member conduct to the Company’s risk appetite (which the Board approves annually) and culture as reflected in our Vision, Values and Goals and Code of Ethics and Business Conduct. The Board’s Risk Committee has primary oversight responsibility for company-wide conduct risk, while certain other Board committees have primary oversight responsibility for specific components of conduct risk. For example, the conduct risk oversight responsibilities of the Board’s Human Resources Committee include the Company’s human capital management, company-wide culture, the Ethics Oversight program (including the Company’s Code of Ethics and Business Conduct), and oversight of our company-wide incentive compensation risk management program.
At the management level, the new Conduct Management Office has primary oversight responsibility for key elements of conduct risk, including internal investigations, sales practices oversight, complaints oversight, and ethics oversight. This office reports and is accountable to the CRO and the Enterprise Risk Management Committee and also has direct escalation and informational reporting paths to the relevant Board committees.

Operational Risk Management
Operational risk is the risk resulting from inadequate or failed internal controls and processes, people and systems, or resulting from external events. Operational risk is inherent in all Wells Fargo products and services as it often arises in the presence of other risk types.
The Board’s Risk Committee has primary oversight responsibility for all aspects of operational risk. In this capacity, it reviews and approves significant supporting operational risk policies and programs, including the Company’s business continuity, financial crimes, information security, privacy, technology, and third-party risk management policies and programs. In addition, it periodically reviews updates from management on the overall state of operational risk, including all related programs and risk types.
At the management level, the Operational Risk Group has primary oversight responsibility for operational risk. This group reports and is accountable to the CRO and the Enterprise Risk Management Committee, and existing management-level committees with primary oversight responsibility for key elements of operational risk report to it while maintaining relevant dual escalation and informational reporting paths to Board-level committees.
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

Compliance Risk Management
Compliance risk is the risk resulting from the failure to comply with applicable laws, regulations, rules, or other regulatory requirements, or the failure to appropriately address and limit violations of law and any associated harm to customers. Compliance risk encompasses compliance with the applicable standards of self-regulatory organizations as well as with internal policies and procedures.
The Board’s Risk Committee has primary oversight responsibility for compliance risk. In this capacity, it periodically receives updates and reports from management on the state of compliance risk in the Company.
At the management level, Wells Fargo Compliance has primary oversight responsibility for compliance risk. This management-level organization reports and is accountable to the CRO and the Enterprise Risk Management Committee and also has a direct escalation and information reporting path to the

Wells Fargo & Company	67

Risk Management (continued)

Board's Risk Committee. We continue to enhance our oversight of operational and compliance risk management, including as required by the FRB’s February 2, 2018 consent order.

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
Table 17 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 17: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

(in millions)	Dec 31, 2017	Dec 31, 2016
Commercial:
Commercial and industrial	$333,125	330,840
Real estate mortgage	126,599	132,491
Real estate construction	24,279	23,916
Lease financing	19,385	19,289
Total commercial	503,388	506,536
Consumer:
Real estate 1-4 family first mortgage	284,054	275,579
Real estate 1-4 family junior lien mortgage	39,713	46,237
Credit card	37,976	36,700
Automobile	53,371	62,286
Other revolving credit and installment	38,268	40,266
Total consumer	453,382	461,068
Total loans	$956,770	967,604

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

68	Wells Fargo & Company

Credit Quality Overview  Credit quality improved in 2017, as our net charge-off rate remained low at 0.31% of average total loans. We continued to benefit from improvements in the performance of our residential real estate portfolio along with lower losses in our oil and gas portfolio. In particular:

•
Nonaccrual loans were $8.0 billion at December 31, 2017, down from $10.4 billion at December 31, 2016. Commercial nonaccrual loans declined to $2.6 billion at December 31, 2017, compared with $4.1 billion at December 31, 2016, and consumer nonaccrual loans declined to $5.4 billion at December 31, 2017, compared with $6.3 billion at December 31, 2016. The decline reflected an improved housing market and continued improvement in our oil and gas portfolio. Nonaccrual loans represented 0.84% of total loans at December 31, 2017, compared with 1.07% at December 31, 2016.

•
Net charge-offs as a percentage of average total loans declined to 0.31% in 2017, compared with 0.37% in 2016. Net charge-offs as a percentage of our average commercial and consumer portfolios were 0.09% and 0.55% in 2017, respectively, compared with 0.22% and 0.53%, respectively, in 2016.

•
Loans that are not government insured/guaranteed and 90 days or more past due and still accruing were $49 million and $1.0 billion in our commercial and consumer portfolios, respectively, at December 31, 2017, compared with $64 million and $908 million at December 31, 2016.

•	Our provision for credit losses was $2.5 billion during 2017, compared with $3.8 billion in 2016.

•	The allowance for credit losses declined to $12.0 billion, or 1.25% of total loans, at December 31, 2017, compared with $12.5 billion, or 1.30%, at December 31, 2016.

Additional information on our loan portfolios and our credit quality trends follows.

PURCHASED CREDIT-IMPAIRED (PCI) LOANS  Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. Substantially all of our PCI loans were acquired in the Wachovia acquisition on December 31, 2008. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. The carrying value of PCI loans at December 31, 2017, totaled $12.8 billion, compared with $16.7 billion at December 31, 2016, and $58.8 billion at December 31, 2008. The decrease from December 31, 2016, was due in part to prepayments observed in our Pick-a-Pay PCI portfolio, as well as the sale of $569 million of Pick-a-Pay PCI loans in second quarter 2017. PCI loans are considered to be accruing due to the existence of the accretable yield amount, which represents the cash expected to be collected in excess of their carrying value, and not based on consideration given to contractual interest payments. The accretable yield at December 31, 2017, was $8.9 billion.
A nonaccretable difference is established for PCI loans to absorb losses expected on the contractual amounts of those loans in excess of the fair value recorded at the date of acquisition. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. At December 31, 2017, $474 million in nonaccretable difference remained to absorb losses on PCI loans.

For additional information on PCI loans, see the “Risk Management – Credit Risk Management – Real Estate 1-4 Family First and Junior Lien Mortgage Loans – Pick-a-Pay Portfolio” section of this Report, Note 1 (Summary of Significant Accounting Policies ) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Significant Loan Portfolio Reviews  Measuring and monitoring our credit risk is an ongoing process that tracks delinquencies, collateral values, Fair Isaac Corporation (FICO) scores, economic trends by geographic areas, loan-level risk grading for certain portfolios (typically commercial) and other indications of credit risk. Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information for each of the following portfolios.

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
The commercial and industrial loans and lease financing portfolio totaled $352.5 billion, or 37% of total loans, at December 31, 2017. The net charge-off rate for this portfolio was 0.15% in 2017 compared with 0.35% in 2016. At December 31, 2017, 0.56% of this portfolio was nonaccruing, compared with 0.95% at December 31, 2016, reflecting a decrease of $1.4 billion in nonaccrual loans, predominantly due to improvement in the oil and gas portfolio. Also, $17.9 billion of the commercial and industrial loan and lease financing portfolio was internally classified as criticized in accordance with regulatory guidance at December 31, 2017, compared with $24.0 billion at December 31, 2016. The decrease in criticized loans, which also includes the decrease in nonaccrual loans, was primarily due to improvement in the oil and gas portfolio.
Most of our commercial and industrial loans and lease financing portfolio is secured by short-term assets, such as accounts receivable, inventory and securities, as well as long-lived assets, such as equipment and other business assets. Generally, the collateral securing this portfolio represents a secondary source of repayment.
Table 18 provides a breakout of commercial and industrial loans and lease financing by industry, and includes $61.2 billion of foreign loans at December 31, 2017. Foreign loans totaled $19.2 billion within the investors category, $18.4 billion within the financial institutions category and $1.4 billion within the oil and gas category.
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

Wells Fargo & Company	69

Risk Management – Credit Risk Management (continued)

credit risk and other factors such as asset duration and ongoing performance.
We provide financial institutions with a variety of relationship focused products and services, including loans supporting short-term trade finance and working capital needs. The $18.4 billion of foreign loans in the financial institutions category were predominantly originated by our Financial Institutions business.
The oil and gas loan portfolio totaled $12.5 billion, or 1% of total outstanding loans at December 31, 2017, compared with $14.8 billion, or 2% of total outstanding loans at December 31, 2016. Oil and gas nonaccrual loans decreased to $1.1 billion at December 31, 2017, compared with $2.4 billion at December 31, 2016, due to improved portfolio performance.

Table 18: Commercial and Industrial Loans and Lease Financing by Industry (1)

	December 31, 2017
(in millions)	Nonaccrual loans	Total portfolio	(2)	% of total loans
Investors	$11	61,851		6%
Financial institutions	2	40,771		4
Cyclical retailers	78	26,334		3
Healthcare	49	17,255		2
Food and beverage	9	16,627		2
Real estate lessor	8	15,140		2
Industrial equipment	153	14,950		2
Technology	38	13,475		1
Oil and gas	1,092	12,483		1
Transportation	139	9,053		1
Public administration	20	8,839		1
Business services	31	8,604		1
Other	345	107,128	(3)	11
Total	$1,975	352,510		37%

(1)
Industry categories are based on the North American Industry Classification System and the amounts reported include foreign loans. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for a breakout of commercial foreign loans.

(2)	Includes $86 million PCI loans, which are considered to be accruing due to the existence of the accretable yield and not based on consideration given to contractual interest payments.

(3)	No other single industry had total loans in excess of $6.9 billion.

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
In considering the accrual status of the loan, we evaluate the collateral and future cash flows as well as the anticipated support of any repayment guarantor. In many cases, the strength of the guarantor provides sufficient assurance that full repayment of the loan is expected. When full and timely collection of the loan becomes uncertain, including the performance of the guarantor, we place the loan on nonaccrual status. As appropriate, we also charge the loan down in accordance with our charge-off policies, generally to the net realizable value of the collateral securing the loan, if any.

70	Wells Fargo & Company

COMMERCIAL REAL ESTATE (CRE)  We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized divided among special mention, substandard, doubtful and loss categories. The CRE portfolio, which included $8.7 billion of foreign CRE loans, totaled $150.9 billion, or 16% of total loans, at December 31, 2017, and consisted of $126.6 billion of mortgage loans and $24.3 billion of construction loans.
Table 19 summarizes CRE loans by state and property type with the related nonaccrual totals. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of CRE loans are in California, New York, Texas and Florida, which combined represented 49% of the total CRE portfolio. By property type, the largest concentrations are office buildings at 28% and apartments at 16% of the portfolio. CRE nonaccrual loans totaled 0.4% of the CRE outstanding balance at December 31, 2017, compared with 0.5% at December 31, 2016. At December 31, 2017, we had $4.3 billion of criticized CRE mortgage loans, compared with $5.4 billion at December 31, 2016, and $298 million of criticized CRE construction loans, compared with $461 million at December 31, 2016.

Table 19: CRE Loans by State and Property Type

	December 31, 2017
	Real estate mortgage		Real estate construction		Total			% of total loans
(in millions)	Nonaccrual loans	Total portfolio	Nonaccrual loans	Total portfolio	Nonaccrual loans	Total portfolio
By state:
California	$132	35,773	2	4,073	134	39,846		4%
New York	11	10,087	—	2,789	11	12,876		1
Texas	95	8,941	—	1,999	95	10,940		1
Florida	49	7,838	2	1,979	51	9,817		1
North Carolina	27	3,947	6	879	33	4,826		1
Georgia	16	3,699	1	881	17	4,580		*
Arizona	25	3,854	—	593	25	4,447		*
Virginia	10	3,283	—	1,000	10	4,283		*
Illinois	5	3,482	—	469	5	3,951		*
Washington	18	3,115	—	568	18	3,683		*
Other	240	42,580	26	9,049	266	51,629	(1)	5
Total	$628	126,599	37	24,279	665	150,878		16%
By property:
Office buildings	$130	39,400	2	3,282	132	42,682		4%
Apartments	19	15,067	—	8,543	19	23,610		2
Industrial/warehouse	127	15,672	—	1,884	127	17,556		2
Retail (excluding shopping center)	85	16,464	—	605	85	17,069		2
Shopping center	12	11,855	—	1,274	12	13,129		1
Hotel/motel	21	9,229	—	1,817	21	11,046		1
Real estate - other	92	6,760	2	173	94	6,933		1
Institutional	55	3,276	—	1,651	55	4,927		*
Agriculture	35	2,572	—	22	35	2,594		*
1-4 family structure	—	10	13	2,410	13	2,420		*
Other	52	6,294	20	2,618	72	8,912		1
Total	$628	126,599	37	24,279	665	150,878		16%
*    Less than 1%.

(1)	Includes 40 states; no state had loans in excess of $3.5 billion.

FOREIGN LOANS AND COUNTRY RISK EXPOSURE  We classify loans for financial statement and certain regulatory purposes as foreign primarily based on whether the borrower’s primary address is outside of the United States. At December 31, 2017, foreign loans totaled $70.4 billion, representing approximately 7% of our total consolidated loans outstanding, compared with $65.7 billion, or approximately 7% of total consolidated loans outstanding, at December 31, 2016. Foreign loans were approximately 4% of our consolidated total assets at December 31, 2017, and 3% at December 31, 2016.
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
We evaluate our individual country risk exposure based on our assessment of the borrower’s ability to repay, which gives consideration for allowable transfers of risk such as guarantees and collateral and may be different from the reporting based on the borrower’s primary address. Our largest single foreign country exposure based on our assessment of risk at December 31, 2017, was the United Kingdom, which totaled

Wells Fargo & Company	71

Risk Management – Credit Risk Management (continued)

$28.4 billion, or approximately 1% of our total assets, and included $5.0 billion of sovereign claims. Our United Kingdom sovereign claims arise predominantly from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch. The United Kingdom officially announced its intention to leave the European Union (Brexit) on March 29, 2017, starting the two-year negotiation process leading to its departure. We continue to conduct assessments and are executing our implementation plans to ensure we can continue to prudently serve our customers post-Brexit.

Table 20 provides information regarding our top 20 exposures by country (excluding the U.S.) and our Eurozone exposure, based on our assessment of risk, which gives consideration to the country of any guarantors and/or underlying collateral. Our exposure to Puerto Rico (considered part of U.S. exposure) is predominantly through automobile lending and was not material to our consolidated country exposure.

Table 20: Select Country Exposures

	December 31, 2017
	Lending (1)		Securities (2)		Derivatives and other (3)		Total exposure
(in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non- sovereign (4)	Total
Top 20 country exposures:
United Kingdom	$4,986	20,828	—	1,807	7	792	4,993	23,427	28,420
Canada	31	17,429	196	273	—	427	227	18,129	18,356
Germany	4,323	1,703	8	12	8	397	4,339	2,112	6,451
Cayman Islands	—	5,732	—	—	—	213	—	5,945	5,945
Ireland	—	3,543	—	97	—	178	—	3,818	3,818
Bermuda	—	3,141	—	81	—	191	—	3,413	3,413
China	—	2,961	(1)	154	24	34	23	3,149	3,172
Netherlands	—	2,337	77	358	1	189	78	2,884	2,962
India	—	2,341	—	133	—	—	—	2,474	2,474
Luxembourg	—	1,162	—	664	—	168	—	1,994	1,994
Australia	—	1,575	—	121	—	75	—	1,771	1,771
Chile	—	1,674	—	55	—	—	—	1,729	1,729
Guernsey	—	1,609	—	15	—	3	—	1,627	1,627
Brazil	—	1,569	(1)	14	—	1	(1)	1,584	1,583
France	—	971	—	96	—	214	—	1,281	1,281
Japan	297	921	5	(17)	—	55	302	959	1,261
South Korea	—	1,174	(5)	68	1	7	(4)	1,249	1,245
Jersey, C.I.	—	662	—	451	—	15	—	1,128	1,128
Switzerland	—	998	—	95	—	27	—	1,120	1,120
Mexico	103	958	—	5	—	2	103	965	1,068
Total top 20 country exposures	$9,740	73,288	279	4,482	41	2,988	10,060	80,758	90,818
Eurozone exposure:
Eurozone countries included in Top 20 above (5)	$4,323	9,716	85	1,227	9	1,146	4,417	12,089	16,506
Austria	—	571	—	—	—	1	—	572	572
Spain	—	401	—	29	—	23	—	453	453
Belgium	—	295	—	(42)	—	6	—	259	259
Other Eurozone countries (6)	24	245	8	57	—	—	32	302	334
Total Eurozone exposure	$4,347	11,228	93	1,271	9	1,176	4,449	13,675	18,124

(1)
Lending exposure includes funded loans and unfunded commitments, leveraged leases, and money market placements presented on a gross basis prior to the deduction of impairment allowance and collateral received under the terms of the credit agreements. For the countries listed above, there are $551 million in defeased leases secured significantly by U.S. Treasury and government agency securities.

(2)	Represents exposure on debt and equity securities of foreign issuers. Long and short positions are netted and net short positions are reflected as negative exposure.

(3)
Represents counterparty exposure on foreign exchange and derivative contracts, and securities resale and lending agreements. This exposure is presented net of counterparty netting adjustments and reduced by the amount of cash collateral. It includes credit default swaps (CDS) predominantly used for market making activities in the U.S. and London based trading businesses, which sometimes results in selling and purchasing protection on the identical reference entities. Generally, we do not use market instruments such as CDS to hedge the credit risk of our investment or loan positions, although we do use them to manage risk in our trading businesses. At December 31, 2017, the gross notional amount of our CDS sold that reference assets in the Top 20 or Eurozone countries was $287 million, which was offset by the notional amount of CDS purchased of $497 million. We did not have any CDS purchased or sold that reference pools of assets that contain sovereign debt or where the reference asset was solely the sovereign debt of a foreign country.

(4)	For countries presented in the table, total non-sovereign exposure comprises $39.7 billion exposure to financial institutions and $42.6 billion to non-financial corporations at December 31, 2017.

(5)	Consists of exposure to Germany, Ireland, Netherlands, Luxembourg and France included in Top 20.

(6)
Includes non-sovereign exposure to Italy, Portugal, and Greece in the amount of $154 million, $24 million and $2 million, respectively. We had no sovereign exposure to Portugal and Greece, and the sovereign exposure to Italy was $8 million at December 31, 2017.

72	Wells Fargo & Company

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

Table 21: Real Estate 1-4 Family First and Junior Lien Mortgage Loans

	December 31, 2017		December 31, 2016
(in millions)	Balance	% of portfolio	Balance	% of portfolio
Real estate 1-4 family first mortgage	$284,054	88%	$275,579	86%
Real estate 1-4 family junior lien mortgage	39,713	12	46,237	14
Total real estate 1-4 family mortgage loans	$323,767	100%	$321,816	100%

The real estate 1-4 family mortgage loan portfolio includes some loans with adjustable-rate features and some with an interest-only feature as part of the loan terms. Interest-only loans were approximately 4% and 7% of total loans at December 31, 2017 and 2016, respectively. We believe we have manageable adjustable-rate mortgage (ARM) reset risk across our owned mortgage loan portfolios. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. The option ARMs we do have are included in the Pick-a-Pay portfolio which was acquired from Wachovia. Since our acquisition of the Pick-a-Pay loan portfolio at the end of 2008, the option payment portion of the portfolio has reduced from 86% to 36% at December 31, 2017, as a result of our modification and loss mitigation efforts. For more information, see the “Pick-a-Pay Portfolio” section in this Report.
We continue to modify real estate 1-4 family mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Loans are generally underwritten at the time of the modification in accordance with underwriting guidelines established for our loan modification programs. Under these programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. Loans included under these programs are accounted for as troubled debt restructurings (TDRs) at the start of a trial period or at the time of permanent modification, if no trial period is used. See the “Critical Accounting Policies – Allowance for Credit Losses” section in this Report for discussion on how we determine the allowance attributable to our modified residential real estate portfolios.

Part of our credit monitoring includes tracking delinquency, current FICO scores and loan/combined loan to collateral values (LTV/CLTV) on the entire real estate 1-4 family mortgage loan portfolio. These credit risk indicators, which exclude government insured/guaranteed loans, continued to improve in 2017 on the non-PCI mortgage portfolio. Loans 30 days or more delinquent at December 31, 2017, totaled $5.3 billion, or 2% of total non-PCI mortgages, compared with $5.9 billion, or 2%, at December 31, 2016. Loans with FICO scores lower than 640 totaled $11.7 billion, or 4% of total non-PCI mortgages at December 31, 2017, compared with $16.6 billion, or 5%, at December 31, 2016. Mortgages with a LTV/CLTV greater than 100% totaled $6.1 billion at December 31, 2017, or 2% of total non-PCI mortgages, compared with $8.9 billion, or 3%, at December 31, 2016. Information regarding credit quality indicators, including PCI credit quality indicators, can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Wells Fargo & Company	73

Risk Management – Credit Risk Management (continued)

Real estate 1-4 family first and junior lien mortgage loans by state are presented in Table 22. Our real estate 1-4 family non-PCI mortgage loans to borrowers in California represented 12% of total loans at December 31, 2017, located mostly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 4% of total loans. We monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family first and junior lien mortgage portfolios as part of our credit risk management process. Our underwriting and periodic review of loans and lines secured by residential real estate collateral includes appraisals or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. AVMs are not allowed in real estate 1-4 family first and junior lien mortgage origination underwriting. Broker evaluations and enhanced desktop appraisal reports are allowed in junior lien originations and some first lien line of credit originations up to $250,000. An appraisal is required for all real estate 1-4 family first and junior lien mortgage commitments greater than $250,000. Additional information about AVMs and our policy for their use can be found in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 22: Real Estate 1-4 Family First and Junior Lien Mortgage Loans by State

	December 31, 2017
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total real estate 1-4 family mortgage	% of total loans
Real estate 1-4 family loans (excluding PCI):
California	$101,464	10,599	112,063	12%
New York	26,624	1,937	28,561	3
New Jersey	13,212	3,606	16,818	2
Florida	13,083	3,688	16,771	2
Virginia	7,944	2,358	10,302	1
Washington	8,845	857	9,702	1
Texas	8,713	730	9,443	1
North Carolina	6,044	1,872	7,916	1
Pennsylvania	5,636	2,210	7,846	1
Other (1)	64,624	11,829	76,453	8
Government insured/guaranteed loans (2)	15,143	—	15,143	1
Real estate 1-4 family loans (excluding PCI)	271,332	39,686	311,018	33
Real estate 1-4 family PCI loans	12,722	27	12,749	1
Total	$284,054	39,713	323,767	34%

(1)	Consists of 41 states; no state had loans in excess of $6.8 billion.

(2)	Represents loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA).

74	Wells Fargo & Company

First Lien Mortgage Portfolio Our total real estate 1-4 family first lien mortgage portfolio increased $8.5 billion in 2017, as non-conforming loan growth was partially offset by a decline in Pick-a-Pay loan balances. We retained $49.4 billion in non-conforming originations, consisting of loans that exceed conventional conforming loan amount limits established by federal government-sponsored entities (GSEs) in 2017.
The credit performance associated with our real estate 1-4 family first lien mortgage portfolio continued to improve in 2017, as measured through net charge-offs and nonaccrual loans. Net charge-offs as a percentage of average real estate 1-4 family first lien mortgage loans improved to a net recovery of 0.02% in 2017, compared with a net charge-off of 0.03% in 2016.

Nonaccrual loans were $4.1 billion at December 31, 2017, compared with $5.0 billion at December 31, 2016. Improvement in the credit performance was driven by an improving housing environment. Real estate 1-4 family first lien mortgage loans originated after 2008, which generally utilized tighter underwriting standards, comprised approximately 79% of our total real estate 1-4 family first lien mortgage portfolio as of December 31, 2017.
Table 23 shows certain delinquency and loss information for the first lien mortgage portfolio and lists the top five states by outstanding balance.
Table 23: First Lien Mortgage Portfolio Performance

	Outstanding balance		% of loans 30 days or more past due		Loss (recovery) rate
	December 31,		December 31,		Year ended December 31,
(in millions)	2017	2016	2017	2016	2017	2016
California	$101,464	94,015	1.06%	1.21	(0.07)	(0.08)
New York	26,624	23,815	1.65	1.97	0.03	0.08
New Jersey	13,212	12,669	2.74	3.66	0.16	0.36
Florida	13,083	13,737	3.95	3.62	(0.16)	(0.09)
Washington	8,845	7,852	0.85	1.20	(0.08)	(0.13)
Other	92,961	91,868	2.25	2.59	0.02	0.12
Total	256,189	243,956	1.78	2.07	(0.02)	0.03
Government insured/guaranteed loans	15,143	15,605
PCI	12,722	16,018
Total first lien mortgages	$284,054	275,579

Wells Fargo & Company	75

Risk Management – Credit Risk Management (continued)

Pick-a-Pay Portfolio  The Pick-a-Pay portfolio was one of the consumer residential first lien mortgage portfolios we acquired from Wachovia and a majority of the portfolio was identified as PCI loans.
The Pick-a-Pay portfolio includes loans that offer payment options (Pick-a-Pay option payment loans), and also includes loans that were originated without the option payment feature, loans that no longer offer the option feature as a result of our modification efforts since the acquisition, and loans where the customer voluntarily converted to a fixed-rate product. The Pick-a-Pay portfolio is included in the consumer real estate 1-4 family first mortgage class of loans throughout this Report. Table 24 provides balances by types of loans as of December 31, 2017. As a result of our loan modification and loss mitigation efforts, Pick-a-Pay option payment loans have been reduced to $10.9 billion at December 31, 2017, from $99.9 billion at acquisition.
Total adjusted unpaid principal balance of Pick-a-Pay PCI loans was $16.7 billion at December 31, 2017, compared with $61.0 billion at acquisition. Due to loan modification and loss mitigation efforts, the adjusted unpaid principal balance of option payment PCI loans has declined to 14% of the total Pick-a-Pay portfolio at December 31, 2017, compared with 51% at acquisition. We expect to close on the sale of approximately $2.0 billion unpaid principal balance of Pick-a-Pay PCI loans in first quarter 2018.

Table 24: Pick-a-Pay Portfolio – Comparison to Acquisition Date

	December 31, 2017		December 31, 2008
(in millions)	Adjusted unpaid principal balance (1)	% of total	Adjusted unpaid principal balance (1)	% of total
Option payment loans	$10,891	36%	$99,937	86%
Non-option payment adjustable-rate and fixed-rate loans	3,771	13	15,763	14
Full-term loan modifications	15,366	51	—	—
Total adjusted unpaid principal balance	$30,028	100%	$115,700	100%
Total carrying value	$26,038		$95,315

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
Since December 31, 2008, we have completed over 138,000 proprietary and Home Affordability Modification Program (HAMP) Pick-a-Pay loan modifications, which have resulted in over $6.1 billion of principal forgiveness. We have also provided interest rate reductions and loan term extensions to enable sustainable homeownership for our Pick-a-Pay customers. As a result of these loss mitigation programs, approximately 71% of our Pick-a-Pay PCI adjusted unpaid principal balance as of December 31, 2017, has been modified.
The predominant portion of our PCI loans is included in the Pick-a-Pay portfolio. Our cash flows expected to be collected have been favorably affected over time by lower expected defaults and losses as a result of observed and forecasted economic strengthening, particularly in housing prices, and our loan modification efforts. Since acquisition, we have reclassified $8.9 billion from the nonaccretable difference to the accretable yield. Fluctuations in the accretable yield are driven by changes in interest rate indices for variable rate PCI loans, prepayment assumptions, and expected principal and interest payments over the estimated life of the portfolio, which will be affected by the pace and degree of improvements in the U.S. economy and housing markets and projected lifetime performance resulting from loan modification activity. Changes in the projected timing of cash flow events, including loan liquidations, modifications and short sales, can also affect the accretable yield and the estimated weighted-average life of the portfolio.

An increase in expected prepayments and passage of time lowered our estimated weighted-average life to approximately 6.8 years at December 31, 2017, from 7.4 years at December 31, 2016. The accretable yield percentage for Pick-a-Pay PCI loans for fourth quarter 2017 was 9.83%, up from 8.22% for fourth quarter 2016, due to the increase in the amount of accretable yield relative to the shortened weighted-average life.
For further information on the judgment involved in estimating expected cash flows for PCI loans, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

76	Wells Fargo & Company

Junior Lien Mortgage Portfolio The junior lien mortgage portfolio consists of residential mortgage lines and loans that are subordinate in rights to an existing lien on the same property. It is not unusual for these lines and loans to have draw periods, interest only payments, balloon payments, adjustable rates and similar features. Junior lien loan products are mostly amortizing payment loans with fixed interest rates and repayment periods between five to 30 years.
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
Table 25 shows certain delinquency and loss information for the junior lien mortgage portfolio and lists the top five states by outstanding balance. The decrease in outstanding balances since December 31, 2016, predominantly reflects loan paydowns. As of December 31, 2017, 9% of the outstanding balance of the junior lien mortgage portfolio was associated with loans that had a combined loan to value (CLTV) ratio in excess of 100%. Of those junior lien mortgages with a CLTV ratio in excess of 100%, 3.29% were 30 days or more past due. CLTV means the ratio of the total loan balance of first lien mortgages and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. The unsecured portion (the outstanding amount that was in excess of the most recent property collateral value) of the outstanding balances of these loans totaled 3% of the junior lien mortgage portfolio at December 31, 2017. For additional information on consumer loans by LTV/CLTV, see Table 6.12 in Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 25: Junior Lien Mortgage Portfolio Performance

	Outstanding balance		% of loans 30 days or more past due		Loss rate
	December 31,		December 31,		Year ended December 31,
(in millions)	2017	2016	2017	2016	2017	2016
California	$10,599	12,539	2.09%	1.86	(0.40)	0.01
Florida	3,688	4,252	3.05	2.17	0.10	0.65
New Jersey	3,606	4,031	2.86	2.79	0.64	1.06
Virginia	2,358	2,696	2.34	1.97	0.29	0.72
Pennsylvania	2,210	2,494	2.37	2.07	0.39	0.72
Other	17,225	20,189	2.33	2.09	0.08	0.52
Total	39,686	46,201	2.38	2.09	0.03	0.46
PCI	27	36
Total junior lien mortgages	$39,713	46,237

Wells Fargo & Company	77

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
On a monthly basis, we monitor the payment characteristics of borrowers in our junior lien portfolio. In December 2017, approximately 48% of these borrowers paid only the minimum amount due and approximately 46% paid more than the minimum amount due. The rest were either delinquent or paid less than the minimum amount due. For the borrowers with an interest only payment feature, approximately 31% paid only the minimum amount due and approximately 64% paid more than the minimum amount due.
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
Table 26 reflects the outstanding balance of our portfolio of junior lien mortgages, including lines and loans, and senior lien lines segregated into scheduled end of draw or end of term periods and products that are currently amortizing, or in balloon repayment status. It excludes real estate 1-4 family first lien line reverse mortgages, which total $132 million, because they are predominantly insured by the FHA, and it excludes PCI loans, which total $49 million, because their losses were generally reflected in our nonaccretable difference established at the date of acquisition.

Table 26: Junior Lien Mortgage Line and Loan and Senior Lien Mortgage Line Portfolios Payment Schedule

			Scheduled end of draw/term
	Outstanding balance						2023 and
(in millions)	December 31, 2017	2018	2019	2020	2021	2022	thereafter (1)	Amortizing
Junior lien lines and loans	$39,686	1,550	705	670	1,353	4,663	17,642	13,103
First lien lines	13,485	516	258	257	600	2,190	7,600	2,064
Total (2)(3)	$53,171	2,066	963	927	1,953	6,853	25,242	15,167
% of portfolios	100%	4	2	2	4	13	47	28

(1)
Substantially all lines and loans are scheduled to convert to amortizing loans by the end of 2026, with annual scheduled amounts through that date ranging from $4.1 billion to $7.0 billion and averaging $5.6 billion per year.

(2)	Junior and first lien lines are primarily interest-only during their draw period. The unfunded credit commitments for junior and first lien lines totaled $62.3 billion at December 31, 2017.

(3)
Includes scheduled end-of-term balloon payments for lines and loans totaling $223 million, $260 million, $288 million, $458 million, $215 million and $44 million for 2018, 2019, 2020, 2021, 2022, and 2023 and thereafter, respectively. Amortizing lines and loans include $110 million of end-of-term balloon payments, which are past due. At December 31, 2017, $575 million, or 5% of outstanding lines of credit that are amortizing, are 30 days or more past due compared to $690 million or 2% for lines in their draw period.

CREDIT CARDS  Our credit card portfolio totaled $38.0 billion at December 31, 2017, which represented 4% of our total outstanding loans. The net charge-off rate for our credit card portfolio was 3.49% for 2017, compared with 3.08% for 2016, principally from seasoning of newer vintages.

AUTOMOBILE  Our automobile portfolio, predominantly composed of indirect loans, totaled $53.4 billion at December 31, 2017. The net charge-off rate for our automobile portfolio was 1.18% for 2017, compared with 0.84% for 2016. The increase in net charge-offs in 2017, compared with 2016, was due to increased loss severities resulting from a temporary moratorium on certain repossessions for customers who have had CPI policies purchased on their behalf while we remediate the previously disclosed CPI issues, as well as updated industry regulatory guidance regarding the timing of loss recognition for automobile loans in bankruptcy, and also reflected the current trend of increased charge-offs in the automobile lending industry.

We have entered into an agreement to sell certain assets and liabilities of Reliable Financial Services Inc. and Reliable Finance Holding Company, which are subsidiaries of Wells Fargo’s auto financing business in Puerto Rico. The sale, consisting of approximately $1.5 billion in consumer auto loans and $340 million in commercial loans, is expected to close in second quarter 2018.

OTHER REVOLVING CREDIT AND INSTALLMENT  Other revolving credit and installment loans totaled $38.3 billion at December 31, 2017, and primarily included student and security-based loans. Our private student loan portfolio totaled $11.9 billion at December 31, 2017. All remaining student loans guaranteed by agencies on behalf of the U.S. Department of Education under the Federal Family Education Loan Program (FFELP) were sold as of March 31, 2017. The net charge-off rate for other revolving credit and installment loans was 1.52% for 2017, compared with 1.46% for 2016.

78	Wells Fargo & Company

NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS)  Table 27 summarizes nonperforming assets (NPAs) for each of the last five years. We generally place loans on nonaccrual status when:

•	the full and timely collection of interest or principal becomes uncertain (generally based on an assessment of the borrower’s financial condition and the adequacy of collateral, if any);

•	they are 90 days (120 days with respect to real estate 1-4 family first and junior lien mortgages) past due for interest or principal, unless both well-secured and in the process of collection;

•	part of the principal balance has been charged off;

•	for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•	consumer real estate and automobile loans receive notification of bankruptcy, regardless of their delinquency status.

Credit card loans are not placed on nonaccrual status, but are generally fully charged off when the loan reaches 180 days past due.
Note 1 (Summary of Significant Accounting Policies – Loans) to Financial Statements in this Report describes our accounting policy for nonaccrual and impaired loans.
Nonaccrual loans were $8.0 billion at December 31, 2017, down $2.4 billion from $10.4 billion at December 31, 2016, due to a $1.3 billion decrease in commercial and industrial nonaccruals reflecting continued improvement in the oil and gas portfolio, as well as a decrease of $1.0 billion in consumer real estate nonaccruals.

Table 27: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	December 31,
(in millions)	2017	2016	2015	2014	2013
Nonaccrual loans:
Commercial:
Commercial and industrial	$1,899	3,216	1,363	538	775
Real estate mortgage	628	685	969	1,490	2,254
Real estate construction	37	43	66	187	416
Lease financing	76	115	26	24	30
Total commercial	2,640	4,059	2,424	2,239	3,475
Consumer:
Real estate 1-4 family first mortgage (1)	4,122	4,962	7,293	8,583	9,799
Real estate 1-4 family junior lien mortgage	1,086	1,206	1,495	1,848	2,188
Automobile	130	106	121	137	173
Other revolving credit and installment	58	51	49	41	33
Total consumer	5,396	6,325	8,958	10,609	12,193
Total nonaccrual loans (2)(3)(4)	8,036	10,384	11,382	12,848	15,668
As a percentage of total loans	0.84%	1.07	1.24	1.49	1.91
Foreclosed assets:
Government insured/guaranteed (5)	$120	197	446	982	2,093
Non-government insured/guaranteed	522	781	979	1,627	1,844
Total foreclosed assets	642	978	1,425	2,609	3,937
Total nonperforming assets	$8,678	11,362	12,807	15,457	19,605
As a percentage of total loans	0.91%	1.17	1.40	1.79	2.38

(1)	Includes MHFS of $136 million, $149 million, $177 million, $177 million and $227 million at December 31, 2017, 2016, 2015, 2014, and 2013, respectively.

(2)	Excludes PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

(3)
Real estate 1-4 family mortgage loans predominantly insured by the FHA or guaranteed by the VA and student loans largely guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP are not placed on nonaccrual status because they are insured or guaranteed. All remaining student loans guaranteed under the FFELP were sold as of March 31, 2017.

(4)	See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for further information on impaired loans.

(5)
During fourth quarter 2014, we adopted Accounting Standards Update (ASU) 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure, effective as of January 1, 2014. This ASU requires that certain government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as other receivables upon foreclosure; previously, these assets were included in foreclosed assets. Government guaranteed residential real estate mortgage loans that completed foreclosure during 2014 and met the criteria specified by ASU 2014-14 are excluded from this table and included in Accounts Receivable in Other Assets. For more information on the classification of certain government-guaranteed mortgage loans upon foreclosure, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Wells Fargo & Company	79

Risk Management – Credit Risk Management (continued)

Table 28 provides a summary of nonperforming assets during 2017.

Table 28: Nonperforming Assets by Quarter During 2017

	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
		% of		% of		% of		% of
		total		total		total		total
(in millions)	Balance	loans	Balance	loans	Balance	loans	Balance	loans
Nonaccrual loans:
Commercial:
Commercial and industrial	$1,899	0.57%	$2,397	0.73%	$2,632	0.79%	$2,898	0.88%
Real estate mortgage	628	0.50	593	0.46	630	0.48	672	0.51
Real estate construction	37	0.15	38	0.15	34	0.13	40	0.16
Lease financing	76	0.39	81	0.42	89	0.46	96	0.50
Total commercial	2,640	0.52	3,109	0.62	3,385	0.67	3,706	0.73
Consumer:
Real estate 1-4 family first mortgage	4,122	1.45	4,213	1.50	4,413	1.60	4,743	1.73
Real estate 1-4 family junior lien mortgage	1,086	2.73	1,101	2.68	1,095	2.56	1,153	2.60
Automobile	130	0.24	137	0.25	104	0.18	101	0.17
Other revolving credit and installment	58	0.15	59	0.15	59	0.15	56	0.14
Total consumer (1)	5,396	1.19	5,510	1.22	5,671	1.26	6,053	1.34
Total nonaccrual loans	8,036	0.84	8,619	0.91	9,056	0.95	9,759	1.02
Foreclosed assets:
Government insured/guaranteed	120		137		149		179
Non-government insured/guaranteed	522		569		632		726
Total foreclosed assets	642		706		781		905
Total nonperforming assets	$8,678	0.91%	$9,325	0.98%	$9,837	1.03%	$10,664	1.11%
Change in NPAs from prior quarter	$(647)		(512)		(827)		(698)

(1)	Includes an incremental $171 million of nonaccrual loans at September 30, 2017, reflecting updated industry regulatory guidance related to loans in bankruptcy.

80	Wells Fargo & Company

Table 29 provides an analysis of the changes in nonaccrual loans.

Table 29: Analysis of Changes in Nonaccrual Loans

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2017	2017	2017	2017	2017	2016
Commercial nonaccrual loans
Balance, beginning of period	$3,109	3,385	3,706	4,059	4,059	2,424
Inflows	617	627	704	945	2,893	6,358
Outflows:
Returned to accruing	(126)	(97)	(61)	(133)	(417)	(205)
Foreclosures	(1)	(3)	(15)	(1)	(20)	(26)
Charge-offs	(139)	(173)	(116)	(202)	(630)	(1,319)
Payments, sales and other	(820)	(630)	(833)	(962)	(3,245)	(3,173)
Total outflows	(1,086)	(903)	(1,025)	(1,298)	(4,312)	(4,723)
Balance, end of period	2,640	3,109	3,385	3,706	2,640	4,059
Consumer nonaccrual loans
Balance, beginning of period	5,510	5,671	6,053	6,325	6,325	8,958
Inflows (1)	845	887	676	814	3,222	3,524
Outflows:
Returned to accruing	(345)	(397)	(425)	(428)	(1,595)	(2,137)
Foreclosures	(72)	(56)	(72)	(81)	(281)	(327)
Charge-offs	(94)	(109)	(117)	(151)	(471)	(720)
Payments, sales and other	(448)	(486)	(444)	(426)	(1,804)	(2,973)
Total outflows	(959)	(1,048)	(1,058)	(1,086)	(4,151)	(6,157)
Balance, end of period	5,396	5,510	5,671	6,053	5,396	6,325
Total nonaccrual loans	$8,036	8,619	9,056	9,759	8,036	10,384

(1)	Quarter ended September 30, 2017, includes an incremental $171 million of nonaccrual loans, reflecting updated industry regulatory guidance related to loans in bankruptcy.

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
While nonaccrual loans are not free of loss content, we believe exposure to loss is significantly mitigated by the following factors at December 31, 2017:

•
99% of total commercial nonaccrual loans and 99% of total consumer nonaccrual loans are secured. Of the consumer nonaccrual loans, 97% are secured by real estate and 82% have a combined LTV (CLTV) ratio of 80% or less.

•
losses of $402 million and $1.8 billion have already been recognized on 18% of commercial nonaccrual loans and 43% of consumer nonaccrual loans, respectively. Generally, when a consumer real estate loan is 120 days past due (except when required earlier by guidance issued by bank regulatory agencies), we transfer it to nonaccrual status. When the loan reaches 180 days past due, or is active or discharged in bankruptcy, it is our policy to write these loans down to net realizable value (fair value of collateral less estimated costs to sell). Thereafter, we re-evaluate each loan regularly and record additional write-downs if needed.

•	85% of commercial nonaccrual loans were current on interest, but were on nonaccrual status because the full or timely collection of interest or principal had become uncertain.

•	79% of commercial nonaccrual loans were current on both principal and interest, but will remain on nonaccrual status until the full and timely collection of principal and interest becomes certain.

•	the remaining risk of loss of all nonaccrual loans has been considered and we believe is adequately covered by the allowance for loan losses.

•	of $2.3 billion of consumer loans in bankruptcy or discharged in bankruptcy, and classified as nonaccrual, $1.5 billion were current.

We continue to work with our customers experiencing financial difficulty to determine if they can qualify for a loan modification so that they can stay in their homes. Under both our proprietary modification programs and the Making Home Affordable (MHA) programs, customers may be required to provide updated documentation, and some programs require completion of payment during trial periods to demonstrate sustained performance before the loan can be removed from nonaccrual status.
If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual at year end) had been accrued under the original terms, approximately $525 million of interest would have been recorded as income on these loans, compared with $404 million actually recorded as interest income in 2017, versus $658 million and $481 million, respectively, in 2016.

Wells Fargo & Company	81

Risk Management – Credit Risk Management (continued)

Table 30 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.
Table 30: Foreclosed Assets

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2017	2017	2017	2017	2017	2016
Summary by loan segment
Government insured/guaranteed	$120	137	149	179	120	197
PCI loans:
Commercial	57	67	79	84	57	91
Consumer	62	72	67	80	62	75
Total PCI loans	119	139	146	164	119	166
All other loans:
Commercial	207	226	259	275	207	287
Consumer	196	204	227	287	196	328
Total all other loans	403	430	486	562	403	615
Total foreclosed assets	$642	706	781	905	642	978
Analysis of changes in foreclosed assets (1)
Balance, beginning of period	$706	781	905	978	978	1,425
Net change in government insured/guaranteed (2)	(17)	(12)	(30)	(18)	(77)	(249)
Additions to foreclosed assets (3)	180	198	233	288	899	1,237
Reductions:
Sales	(231)	(257)	(330)	(307)	(1,125)	(1,512)
Write-downs and gains (losses) on sales	4	(4)	3	(36)	(33)	77
Total reductions	(227)	(261)	(327)	(343)	(1,158)	(1,435)
Balance, end of period	$642	706	781	905	642	978

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

Foreclosed assets at December 31, 2017, included $372 million of foreclosed residential real estate, of which 32% is predominantly FHA insured or VA guaranteed and expected to have minimal or no loss content. The remaining foreclosed assets balance of $270 million has been written down to estimated net realizable value. Of the $642 million in foreclosed assets at December 31, 2017, 55% have been in the foreclosed assets portfolio one year or less.

82	Wells Fargo & Company

TROUBLED DEBT RESTRUCTURINGS (TDRs)

Table 31: Troubled Debt Restructurings (TDRs)

	December 31,
(in millions)	2017	2016	2015	2014	2013
Commercial TDRs
Commercial and industrial	$2,096	2,584	1,123	724	1,034
Real estate mortgage	901	1,119	1,456	1,880	2,248
Real estate construction	44	91	125	314	475
Lease financing	35	6	1	2	8
Total commercial TDRs	3,076	3,800	2,705	2,920	3,765
Consumer TDRs
Real estate 1-4 family first mortgage	12,080	14,134	16,812	18,226	18,925
Real estate 1-4 family junior lien mortgage	1,849	2,074	2,306	2,437	2,468
Credit Card	356	300	299	338	431
Automobile	87	85	105	127	189
Other revolving credit and installment	126	101	73	49	33
Trial modifications	194	299	402	452	650
Total consumer TDRs (1)	14,692	16,993	19,997	21,629	22,696
Total TDRs	$17,768	20,793	22,702	24,549	26,461
TDRs on nonaccrual status	$4,801	6,193	6,506	7,104	8,172
TDRs on accrual status (1)	12,967	14,600	16,196	17,445	18,289
Total TDRs	$17,768	20,793	22,702	24,549	26,461

(1)
TDR loans include $1.4 billion, $1.5 billion $1.8 billion, $2.1 billion, and $2.5 billion at December 31, 2017, 2016, 2015, 2014, and 2013, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and are accruing.

Table 32: TDRs Balance by Quarter During 2017

	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in millions)	2017	2017	2017	2017
Commercial TDRs
Commercial and industrial	$2,096	2,424	2,629	2,484
Real estate mortgage	901	953	1,024	1,090
Real estate construction	44	48	62	73
Lease financing	35	39	21	8
Total commercial TDRs	3,076	3,464	3,736	3,655
Consumer TDRs
Real estate 1-4 family first mortgage	12,080	12,617	13,141	13,680
Real estate 1-4 family junior lien mortgage	1,849	1,919	1,975	2,027
Credit Card	356	340	316	308
Automobile	87	88	85	80
Other revolving credit and installment	126	124	118	107
Trial modifications	194	183	215	261
Total consumer TDRs	14,692	15,271	15,850	16,463
Total TDRs	$17,768	18,735	19,586	20,118
TDRs on nonaccrual status	$4,801	5,218	5,637	5,819
TDRs on accrual status	12,967	13,517	13,949	14,299
Total TDRs	$17,768	18,735	19,586	20,118

Table 31 and Table 32 provide information regarding the recorded investment of loans modified in TDRs. The allowance for loan losses for TDRs was $1.6 billion and $2.2 billion at December 31, 2017 and 2016, respectively. See Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report for additional information regarding TDRs. In those situations where principal is forgiven, the entire amount of such forgiveness is immediately charged off to the extent not done so prior to the modification. When we delay the timing on the repayment of a portion of principal (principal forbearance), we charge off the amount of forbearance if that amount is not considered fully collectible.
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
Table 33 provides an analysis of the changes in TDRs. Loans modified more than once are reported as TDR inflows only in the period they are first modified. Other than resolutions such as foreclosures, sales and transfers to held for sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Table 33: Analysis of Changes in TDRs

			Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2017	2017	2017	2017	2017	2016
Commercial TDRs
Balance, beginning of period	$3,464	3,736	3,655	3,800	3,800	2,705
Inflows (1)	412	333	730	642	2,117	3,192
Outflows
Charge-offs	(65)	(74)	(59)	(108)	(306)	(473)
Foreclosure	(1)	(2)	(12)	—	(15)	(16)
Payments, sales and other (2)	(734)	(529)	(578)	(679)	(2,520)	(1,608)
Balance, end of period	3,076	3,464	3,736	3,655	3,076	3,800
Consumer TDRs
Balance, beginning of period	15,271	15,850	16,463	16,993	16,993	19,997
Inflows (1)	395	461	444	517	1,817	2,224
Outflows
Charge-offs	(52)	(51)	(51)	(51)	(205)	(218)
Foreclosure	(135)	(146)	(159)	(179)	(619)	(851)
Payments, sales and other (2)	(798)	(811)	(801)	(779)	(3,189)	(4,056)
Net change in trial modifications (3)	11	(32)	(46)	(38)	(105)	(103)
Balance, end of period	14,692	15,271	15,850	16,463	14,692	16,993
Total TDRs	$17,768	18,735	19,586	20,118	17,768	20,793

(1)	Inflows include loans that modify, even if they resolve, within the period as well as advances on loans that modified in a prior period.

(2)
Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to held-for-sale. It also includes $6 million of loans refinanced or restructured at market terms and qualifying as new loans and removed from TDR classification for the quarter ended September 30, 2017, while no loans were removed from TDR classification for the quarters ended December 31, June 30 and March 31, 2017. During 2016, $4 million of loans refinanced or structured as new loans and were removed from TDR classification.

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
Excluding insured/guaranteed loans, loans 90 days or more past due and still accruing at December 31, 2017, were up $91 million, or 9%, from December 31, 2016, due to increases related to loan growth in real estate 1-4 family first mortgages and credit cards, as well as higher delinquencies in automobile loans resulting from the impact of the temporary moratorium on repossession activity for loans with CPI policies, which allowed aging of those loans to continue up to 120 days, and overall increases in delinquencies in the automobile lending industry. These increases were partially offset by declines in commercial real estate mortgages and other revolving credit and installment loans.
Loans 90 days or more past due and still accruing whose repayments are predominantly insured by the FHA or guaranteed by the VA for mortgages were $10.9 billion at both December 31, 2017 and 2016. All remaining student loans guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP were sold as of March 31, 2017.
Table 34 reflects non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed. For additional information on delinquencies by loan class, see Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.

Table 34: Loans 90 Days or More Past Due and Still Accruing

	December 31,
(in millions)	2017	2016	2015	2014	2013
Total (excluding PCI)(1):	$11,997	11,858	14,380	17,810	23,219
Less: FHA insured/guaranteed by the VA (2)(3)	10,934	10,883	13,373	16,827	21,274
Less: Student loans guaranteed under the FFELP (4)	—	3	26	63	900
Total, not government insured/guaranteed	$1,063	972	981	920	1,045
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$26	28	97	31	11
Real estate mortgage	23	36	13	16	35
Real estate construction	—	—	4	—	97
Total commercial	49	64	114	47	143
Consumer:
Real estate 1-4 family first mortgage (3)	219	175	224	260	354
Real estate 1-4 family junior lien mortgage (3)	60	56	65	83	86
Credit card	492	452	397	364	321
Automobile	143	112	79	73	55
Other revolving credit and installment	100	113	102	93	86
Total consumer	1,014	908	867	873	902
Total, not government insured/guaranteed	$1,063	972	981	920	1,045

(1)	PCI loans totaled $1.4 billion, $2.0 billion, $2.9 billion, $3.7 billion and $4.5 billion at December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(3)	Includes mortgages held for sale 90 days or more past due and still accruing.

(4)
Represents loans whose repayments are largely guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. All remaining student loans guaranteed under the FFELP were sold as of March 31, 2017.

Wells Fargo & Company	85

Risk Management – Credit Risk Management (continued)

NET CHARGE-OFFS

Table 35: Net Charge-offs

	Year ended								Quarter ended
	December 31,		December 31,		September 30,		June 30,		March 31,
	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.	charge-	avg.
($ in millions)	offs	loans	offs	loans (1)	offs	loans (1)	offs	loans (1)	offs	loans (1)
2017
Commercial:
Commercial and industrial	$492	0.15%	$118	0.14%	$125	0.15%	$78	0.10%	$171	0.21%
Real estate mortgage	(44)	(0.03)	(10)	(0.03)	(3)	(0.01)	(6)	(0.02)	(25)	(0.08)
Real estate construction	(30)	(0.12)	(3)	(0.05)	(15)	(0.24)	(4)	(0.05)	(8)	(0.15)
Lease financing	28	0.15	10	0.20	6	0.12	7	0.15	5	0.11
Total commercial	446	0.09	115	0.09	113	0.09	75	0.06	143	0.11
Consumer:
Real estate 1-4 family first mortgage	(48)	(0.02)	(23)	(0.03)	(16)	(0.02)	(16)	(0.02)	7	0.01
Real estate 1-4 family junior lien mortgage	13	0.03	(7)	(0.06)	1	—	(4)	(0.03)	23	0.21
Credit card	1,242	3.49	336	3.66	277	3.08	320	3.67	309	3.54
Automobile	683	1.18	188	1.38	202	1.41	126	0.86	167	1.10
Other revolving credit and installment	592	1.52	142	1.46	140	1.44	154	1.58	156	1.60
Total consumer	2,482	0.55	636	0.56	604	0.53	580	0.51	662	0.59
Total	$2,928	0.31%	$751	0.31%	$717	0.30%	$655	0.27%	$805	0.34%

2016
Commercial:
Commercial and industrial	$1,156	0.36%	$256	0.31%	$259	0.32%	$368	0.46%	$273	0.36%
Real estate mortgage	(89)	(0.07)	(12)	(0.04)	(28)	(0.09)	(20)	(0.06)	(29)	(0.10)
Real estate construction	(37)	(0.16)	(8)	(0.13)	(18)	(0.32)	(3)	(0.06)	(8)	(0.13)
Lease financing	30	0.17	15	0.32	2	0.04	12	0.27	1	0.01
Total commercial	1,060	0.22	251	0.20	215	0.17	357	0.29	237	0.20
Consumer:
Real estate 1-4 family first mortgage	79	0.03	(3)	—	20	0.03	14	0.02	48	0.07
Real estate 1-4 family junior lien mortgage	229	0.46	44	0.38	49	0.40	62	0.49	74	0.57
Credit card	1,052	3.08	275	3.09	245	2.82	270	3.25	262	3.16
Automobile	520	0.84	166	1.05	137	0.87	90	0.59	127	0.85
Other revolving credit and installment	580	1.46	172	1.70	139	1.40	131	1.32	138	1.42
Total consumer	2,460	0.53	654	0.56	590	0.51	567	0.49	649	0.57
Total	$3,520	0.37%	$905	0.37%	$805	0.33%	$924	0.39%	$886	0.38%

(1)	Quarterly net charge-offs (recoveries) as a percentage of average respective loans are annualized.

Table 35 presents net charge-offs for the four quarters and full year of 2017 and 2016. Net charge-offs in 2017 were $2.9 billion (0.31% of average total loans outstanding) compared with $3.5 billion (0.37%) in 2016.
The decrease in commercial and industrial net charge-offs in 2017 reflected continued improvement in our oil and gas portfolio. Our commercial real estate portfolios were in a net recovery position every quarter in 2017 and 2016. Total consumer net charge-offs increased slightly from the prior year due to an increase in credit card and automobile net charge-offs, partially offset by a decrease in residential real estate net charge-offs.

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
Table 36 presents the allocation of the allowance for credit losses by loan segment and class for the last five years.

Table 36: Allocation of the Allowance for Credit Losses (ACL)

	Dec 31, 2017		Dec 31, 2016		Dec 31, 2015		Dec 31, 2014		Dec 31, 2013
	Loans		Loans		Loans		Loans		Loans
		as %		as %		as %		as %		as %
		of total		of total		of total		of total		of total
(in millions)	ACL	loans	ACL	loans	ACL	loans	ACL	loans	ACL	loans
Commercial:
Commercial and industrial	$3,752	35%	$4,560	34%	$4,231	33%	$3,506	32%	$3,040	29%
Real estate mortgage	1,374	13	1,320	14	1,264	13	1,576	13	2,157	14
Real estate construction	1,238	3	1,294	2	1,210	3	1,097	2	775	2
Lease financing	268	2	220	2	167	1	198	1	131	1
Total commercial	6,632	53	7,394	52	6,872	50	6,377	48	6,103	46
Consumer:
Real estate 1-4 family first mortgage	1,085	30	1,270	29	1,895	30	2,878	31	4,087	32
Real estate 1-4 family junior lien mortgage	608	4	815	5	1,223	6	1,566	7	2,534	8
Credit card	1,944	4	1,605	4	1,412	4	1,271	4	1,224	3
Automobile	1,039	5	817	6	529	6	516	6	475	6
Other revolving credit and installment	652	4	639	4	581	4	561	4	548	5
Total consumer	5,328	47	5,146	48	5,640	50	6,792	52	8,868	54
Total	$11,960	100%	$12,540	100%	$12,512	100%	$13,169	100%	$14,971	100%

	Dec 31, 2017		Dec 31, 2016		Dec 31, 2015		Dec 31, 2014		Dec 31, 2013
Components:
Allowance for loan losses	$11,004		11,419		11,545		12,319		14,502
Allowance for unfunded credit commitments	956		1,121		967		850		469
Allowance for credit losses	$11,960		12,540		12,512		13,169		14,971
Allowance for loan losses as a percentage of total loans		1.15%		1.18		1.26		1.43		1.76
Allowance for loan losses as a percentage of total net charge-offs		376		324		399		418		322
Allowance for credit losses as a percentage of total loans		1.25		1.30		1.37		1.53		1.82
Allowance for credit losses as a percentage of total nonaccrual loans		149		121		110		103		96

Wells Fargo & Company	87

Risk Management – Credit Risk Management (continued)

In addition to the allowance for credit losses, there was $474 million at December 31, 2017, and $954 million at December 31, 2016, of nonaccretable difference to absorb losses for PCI loans, which totaled $12.8 billion at December 31, 2017. The allowance for credit losses is lower than otherwise would have been required without PCI loan accounting. As a result of PCI loans, certain ratios of the Company may not be directly comparable with credit-related metrics for other financial institutions. Additionally, loans purchased at fair value, including loans from the GE Capital business acquisitions in 2016, generally reflect a lifetime credit loss adjustment and therefore do not initially require additions to the allowance as is typically associated with loan growth. For additional information on PCI loans, see the “Risk Management – Credit Risk Management – Purchased Credit-Impaired Loans” section, Note 1 (Summary of Significant Accounting Policies) and Note 6 (Loans and Allowance for Credit Losses) to Financial Statements in this Report.
The ratio of the allowance for credit losses to total nonaccrual loans may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength and the value and marketability of collateral.
The allowance for credit losses decreased $580 million, or 5%, in 2017, due to a decrease in our commercial allowance reflecting credit quality improvement, including in the oil and gas portfolio, as well as improvement in our residential real estate portfolios, partially offset by increased allowance in the credit card, automobile and other revolving credit and installment portfolios. Total provision for credit losses was $2.5 billion in 2017, $3.8 billion in 2016 and $2.4 billion in 2015. The provision for credit losses was $400 million less than net charge-offs in 2017, reflecting improvement in the oil and gas portfolio, compared with $250 million more than net charge-offs in 2016. The 2015 provision was $450 million less than net charge-offs.

We believe the allowance for credit losses of $12.0 billion at December 31, 2017, was appropriate to cover credit losses inherent in the loan portfolio, including unfunded credit commitments, at that date. Approximately $694 million of the allowance at December 31, 2017, was allocated to our oil and gas portfolio, compared with $1.3 billion at December 31, 2016. This represented 5.6% and 8.5% of total oil and gas loans outstanding at December 31, 2017 and 2016, respectively. However, the entire allowance is available to absorb credit losses inherent in the total loan portfolio. The allowance for credit losses is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the allowance for credit losses to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Future allowance levels will be based on a variety of factors, including loan growth, portfolio performance and general economic conditions. Our process for determining the allowance for credit losses is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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
Because we typically retain the servicing for the mortgage loans we sell or securitize, we believe the quality of our residential mortgage loan servicing portfolio provides helpful information in evaluating our repurchase liability. Of the $1.6 trillion in the residential mortgage loan servicing portfolio at December 31, 2017, 95% was current and less than 1% was subprime at origination. Our combined delinquency and foreclosure rate on this portfolio was 5.14% at December 31, 2017, compared with 4.83% at December 31, 2016. Two percent of this portfolio is private label securitizations for which we originated the loans and, therefore, have some repurchase risk.

The overall level of unresolved repurchase demands and mortgage insurance rescissions outstanding at December 31, 2017, was $108 million, representing 482 loans, down from $125 million, or 597 loans, a year ago both in number of outstanding loans and in total dollar balances. The decrease was predominantly due to private investor demands resolved with minimal repurchase risk.
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
Table 37 summarizes the changes in our mortgage repurchase liability. We incurred net losses on repurchased loans and investor reimbursements totaling $19 million in 2017, compared with $46 million in 2016.
Table 37: Changes in Mortgage Repurchase Liability

	Quarter ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Year ended Dec 31,
(in millions)	2017	2017	2017	2017	2017	2016	2015
Balance, beginning of period	$179	178	222	229	229	378	615
Assumed with MSR purchases (1)	—	10	—	—	10	—	—
Provision for repurchase losses:
Loan sales	4	6	6	8	24	36	43
Change in estimate (2)	2	(12)	(45)	(8)	(63)	(139)	(202)
Net additions (reductions)	6	(6)	(39)	—	(39)	(103)	(159)
Losses	(4)	(3)	(5)	(7)	(19)	(46)	(78)
Balance, end of period	$181	179	178	222	181	229	378

(1)	Represents repurchase liability associated with portfolio of loans underlying mortgage servicing rights acquired during the period.

(2)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

Wells Fargo & Company	89

Risk Management – Credit Risk Management (continued)

Our liability for mortgage repurchases, included in “Accrued expenses and other liabilities” in our consolidated balance sheet, represents our best estimate of the probable loss that we expect to incur for various representations and warranties in the contractual provisions of our sales of mortgage loans. The mortgage repurchase liability estimation process requires management to make difficult, subjective and complex judgments about matters that are inherently uncertain, including demand expectations, economic factors, and the specific characteristics of the loans subject to repurchase. Our evaluation considers all vintages and the collective actions of the GSEs and their regulator, the Federal Housing Finance Agency (FHFA), mortgage insurers and our correspondent lenders. We maintain regular contact with the GSEs, the FHFA, and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available. The liability was $181 million at December 31, 2017, and $229 million at December 31, 2016. In 2017, we released $39 million, which increased net gains on mortgage loan origination/sales activities, compared with a release of $103 million in 2016. The release in 2017 was predominantly due to assumption updates based on recently observed trends.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that are reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses exceeded our recorded liability by $136 million at December 31, 2017, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) used in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions. For additional information on our repurchase liability, see Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

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
Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity and provides protection against expenses and liabilities we incur when acting in compliance with the specified standard. For example, private label securitization agreements under which we act as servicer or master servicer typically provide that the servicer and the master servicer are entitled to indemnification by the securitization trust for taking action or refraining from taking action in good faith or for errors in judgment. However, we are not indemnified, but rather are required to indemnify the securitization trustee, against any failure by us, as servicer or master servicer, to perform our servicing obligations or against any of our acts or omissions that involve willful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, our duties. In addition, if we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period following notice, which can generally be given by the securitization trustee or a specified percentage of security holders. Whole loan sale contracts under which we act as servicer generally include similar provisions with respect to our actions as servicer. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan. In addition, in connection with our servicing activities, we could become subject to consent orders and settlement agreements with federal and state regulators for alleged servicing issues and practices. In general, these can require us to provide customers with loan modification relief, refinancing relief, and foreclosure prevention and assistance, as well as can impose certain monetary penalties on us.

90	Wells Fargo & Company

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

INTEREST RATE RISK Interest rate risk, which potentially can have a significant earnings impact, is an integral part of being a financial intermediary. We are subject to interest rate risk because:

•	assets and liabilities may mature or reprice at different times (for example, if assets reprice faster than liabilities and interest rates are generally rising, earnings will initially increase);

•
assets and liabilities may reprice at the same time but by different amounts (for example, when the general level of interest rates is rising, we may increase rates paid on checking and savings deposit accounts by an amount that is less than the general rise in market interest rates);

•	short-term and long-term market interest rates may change by different amounts (for example, the shape of the yield curve may affect new loan yields and funding costs differently);

•
the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change (for example, if long-term mortgage interest rates increase sharply, MBS held in the investment securities portfolio may pay down slower than anticipated, which could impact portfolio income); or

•
interest rates may also have a direct or indirect effect on loan demand, collateral values, credit losses, mortgage origination volume, the fair value of MSRs and other financial instruments, the value of the pension liability and other items affecting earnings.

We assess interest rate risk by comparing outcomes under various net interest income simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. These simulations require assumptions regarding drivers of earnings and balance sheet composition such as loan originations, prepayment speeds on loans and investment securities, deposit flows and mix, as well as pricing strategies.
Currently, our profile is such that we project net interest income will benefit modestly from higher interest rates as our assets would reprice faster and to a greater degree than our liabilities, while in the case of lower interest rates, our assets would reprice downward and to a greater degree than our liabilities.
Our most recent simulations estimate net interest income sensitivity over the next two years under a range of both lower and higher interest rates. Measured impacts from standardized ramps (gradual changes) and shocks (instantaneous changes)

are summarized in Table 38, indicating net interest income sensitivity relative to the Company's base net interest income plan. Ramp scenarios assume interest rates move gradually in parallel across the yield curve relative to the base scenario in year one, and the full amount of the ramp is held as a constant differential to the base scenario in year two. The following describes the simulation assumptions for the scenarios presented in Table 38:

•	Simulations are dynamic and reflect anticipated growth across assets and liabilities.

•	Other macroeconomic variables that could be correlated with the changes in interest rates are held constant.

•	Mortgage prepayment and origination assumptions vary across scenarios and reflect only the impact of the higher or lower interest rates.

•
Our base scenario deposit forecast incorporates mix changes consistent with the base interest rate trajectory. Deposit mix is modeled to be the same as in the base scenario across the alternative scenarios. In higher rate scenarios, customer activity that shifts balances into higher-yielding products could reduce expected net interest income.

•	We hold the size of the projected investment securities portfolio constant across scenarios.

Table 38: Net Interest Income Sensitivity Over Next Two-Year Horizon Relative to Base Expectation

		Lower Rates	Higher Rates
($ in billions)	Base	100 bps Ramp Parallel Decrease	100 bps Instantaneous Parallel Increase	200 bps Ramp Parallel Increase
First Year of Forecasting Horizon
Net Interest Income Sensitivity to Base Scenario		$(1.2) - (0.7)	1.8 - 2.3	1.9 - 2.4
Key Rates at Horizon End
Fed Funds Target	2.25%	1.25	3.25	4.25
10-year CMT (1)	3.24	2.24	4.24	5.24
Second Year of Forecasting Horizon
Net Interest Income Sensitivity to Base Scenario		$(2.2) - (1.7)	2.5 - 3.0	4.3 - 4.8
Key Rates at Horizon End
Fed Funds Target	2.75%	1.75	3.75	4.75
10-year CMT (1)	3.77	2.77	4.77	5.77

(1)	U.S. Constant Maturity Treasury Rate
Between 2014 and 2016, we entered into receive fixed interest rate swaps to hedge our LIBOR-based commercial loans, when the expectation was for interest rates to be lower for longer. By doing so, we converted lower-yielding floating rate loans into higher-yielding fixed rate loans. At the peak, we had $86 billion in notional value of loan swaps. Given our desire to be modestly more asset sensitive, we began unwinding these hedges in third quarter 2017, and have currently unwound all these interest rate swaps. Elimination of these swaps will reduce interest income from these loans in 2018, but it has increased our sensitivity to changes in interest rates. Since the swaps were entered into they generated incremental net interest income of approximately $3 billion. The pre-tax loss in other comprehensive income at the time of unwinding the swaps was $1 billion and will be amortized to loan interest income over the remaining life of the original contracts, which is approximately 3

Wells Fargo & Company	91

Risk Management – Asset/Liability Management (continued)

years. The sensitivity results presented in Table 38 reflect the full swap portfolio unwinds to best illustrate our profile after the swap repositioning.
The sensitivity results above do not capture interest rate sensitive noninterest income and expense impacts. Our interest rate sensitive noninterest income and expense is primarily driven by mortgage activity, and may move in the opposite direction of our net interest income. Typically, in response to higher interest rates, mortgage activity, primarily refinancing activity, generally declines. And in response to lower interest rates, mortgage activity generally increases. Mortgage results are also impacted by the valuation of MSRs and related hedge positions. See the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for more information.
We use the investment securities portfolio and exchange-traded and over-the-counter (OTC) interest rate derivatives to hedge our interest rate exposures. See the “Balance Sheet Analysis – Investment Securities” section in this Report for more information on the use of the available-for-sale and held-to-maturity securities portfolios. The notional or contractual amount, credit risk amount and fair value of the derivatives used to hedge our interest rate risk exposures as of December 31, 2017, and December 31, 2016, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in two main ways:

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
We measure originations of MHFS at fair value where an active secondary market and readily available market prices exist to reliably support fair value pricing models used for these loans. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We also measure at fair value certain of our other interests held related to residential loan sales and securitizations. We believe fair value measurement for MHFS and other interests held, which we hedge with free-standing derivatives (economic hedges) along with our MSRs measured at fair value, reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. During 2015, 2016, and most of 2017, in response to continued secondary market illiquidity, we continued to originate certain prime non-agency loans to be held for investment for the foreseeable future rather than to be held for sale.
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

92	Wells Fargo & Company

The price risk associated with our MSRs is economically hedged with a combination of highly liquid interest rate forward instruments including mortgage forward contracts, interest rate swaps and interest rate options. All of the instruments included in the hedge are marked to market daily. Because the hedging instruments are traded in predominantly highly liquid markets, their prices are readily observable and are fully reflected in each quarter’s mark to market. Quarterly MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry income generated. If the economic hedge is effective, its overall directional hedge gain or loss will offset the change in the valuation of the underlying MSR asset. Gains or losses associated with these economic hedges are included in mortgage banking noninterest income. Consistent with our longstanding approach to hedging interest rate risk in the mortgage business, the size of the hedge and the particular combination of forward hedging instruments at any point in time is designed to reduce the volatility of the mortgage business’s earnings over various time frames within a range of mortgage interest rates. Because market factors, the composition of the mortgage servicing portfolio and the relationship between the origination and servicing sides of our mortgage business change continually, the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our MSRs portfolio. Throughout 2017, our economic hedging strategy generally used forward mortgage purchase contracts that were effective at offsetting the impact of interest rates on the value of the MSR asset.
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

•
While our hedging activities are designed to balance our mortgage banking interest rate risks, the financial instruments we use may not perfectly correlate with the values and income being hedged. For example, the change in the value of ARM production held for sale from changes in mortgage interest rates may or may not be fully offset by LIBOR index-based financial instruments used as economic hedges for such ARMs. Additionally, hedge-carry income on our economic hedges for the MSRs may not continue at recent levels if the spread between short-term and long-term rates decreases, or there are other changes in the market for mortgage forwards that affect the implied carry.

The total carrying value of our residential and commercial MSRs was $15.0 billion and $14.4 billion at December 31, 2017 and 2016, respectively. The weighted-average note rate on our portfolio of loans serviced for others was 4.23% and 4.26% at December 31, 2017 and 2016, respectively. The carrying value of our total MSRs represented 0.88% and 0.85% of mortgage loans serviced for others at December 31, 2017 and 2016, respectively.
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
Outstanding derivative loan commitments expose us to the risk that the price of the mortgage loans underlying the

Wells Fargo & Company	93

Risk Management – Asset/Liability Management (continued)

commitments might decline due to increases in mortgage interest rates from inception of the rate lock to the funding of the loan. To minimize this risk, we employ mortgage forwards and options and Eurodollar futures and options contracts as economic hedges against the potential decreases in the values of the loans. We expect that these derivative financial instruments will experience changes in fair value that will either fully or partially offset the changes in fair value of the derivative loan commitments. However, changes in investor demand, such as concerns about credit risk, can also cause changes in the spread relationships between underlying loan value and the derivative financial instruments that cannot be hedged.

MARKET RISK – TRADING ACTIVITIES  The Finance Committee of our Board of Directors reviews the acceptable market risk appetite for our trading activities. We engage in trading activities to accommodate the investment and risk management activities of our customers (which generally comprises a subset of the transactions recorded as trading and derivative assets and liabilities on our balance sheet), and to execute economic hedging to manage certain balance sheet risks. These activities mostly occur within our Wholesale Banking businesses and to a lesser extent other divisions of the Company. All of our trading assets, and derivative assets and liabilities (including securities, foreign exchange transactions and commodity transactions) are carried at fair value. Income earned related to these trading activities include net interest income and changes in fair value related to trading assets and derivative assets and liabilities. Net interest income earned from trading activity is reflected in the interest income and interest expense components of our income statement. Changes in fair value related to trading assets, and derivative assets and liabilities are reflected in net gains on trading activities, a component of noninterest income in our income statement.
Table 39 presents total revenue from trading activities.

Table 39: Net Gains (Losses) from Trading Activities

	Year ended December 31,
(in millions)	2017	2016	2015
Interest income (1)	$2,928	2,506	1,971
Less: Interest expense (2)	416	354	357
Net interest income	2,512	2,152	1,614
Noninterest income:
Net gains (losses) from trading activities (3):
Customer accommodation	835	828	806
Economic hedges and other (4)	218	6	(192)
Total net gains from trading activities	1,053	834	614
Total trading-related net interest and noninterest income	$3,565	2,986	2,228

(1)	Represents interest and dividend income earned on trading securities.

(2)	Represents interest and dividend expense incurred on trading securities we have sold but have not yet purchased.

(3)	Represents realized gains (losses) from our trading activity and unrealized gains (losses) due to changes in fair value of our trading positions, attributable to the type of business activity.

(4)	Excludes economic hedging of mortgage banking and asset/liability management activities, for which hedge results (realized and unrealized) are reported with the respective hedged activities.

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

Daily Trading-Related Revenue Table 40 provides information on the distribution of daily trading-related revenues for the Company’s trading portfolio. This trading-related revenue is defined as the change in value of the trading assets and trading liabilities, trading-related net interest income, and trading-related intra-day gains and losses. Net trading-related revenue does not include activity related to long-term positions held for economic hedging purposes, period-end adjustments, and other activity not representative of daily price changes driven by market factors.

94	Wells Fargo & Company

Table 40: Distribution of Daily Trading-Related Revenues

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

VaR is a statistical risk measure used to estimate the potential loss from adverse moves in the financial markets. The VaR measures assume that historical changes in market values (historical simulation analysis) are representative of the potential future outcomes and measure the expected loss over a given time interval (for example, 1 day or 10 days) at a given confidence level. Our historical simulation analysis approach uses historical observations of daily changes in each of the market risk factors from each trading day in the previous 12 months. The risk drivers of each market risk exposure are updated on a daily basis. We measure and report VaR for 1-day and 10-day holding periods at a 99% confidence level. This means we would expect to incur single day losses greater than predicted by VaR estimates for the measured positions one time in every 100 trading days. We treat data from all historical periods as equally relevant and consider using data for the previous 12 months as appropriate for determining VaR. We believe using a 12-month look-back period helps ensure the Company’s VaR is responsive to current market conditions.

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
The VaR models measure exposure to the following categories:

•	credit risk – exposures from corporate credit spreads, asset- backed security spreads, and mortgage prepayments.

•	interest rate risk – exposures from changes in the level, slope, and curvature of interest rate curves and the volatility of interest rates.

•	equity risk – exposures to changes in equity prices and volatilities of single name, index, and basket exposures.

•	commodity risk – exposures to changes in commodity prices and volatilities.

•	foreign exchange risk – exposures to changes in foreign exchange rates and volatilities.

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

Wells Fargo & Company	95

Risk Management – Asset/Liability Management (continued)

classified as trading assets, other liabilities, derivative assets or derivative liabilities on our balance sheet.

Table 41 shows the Company’s Trading General VaR by risk category. The average Company Trading General VaR for 2017 was $21 million with a low of $11 million and high of $31 million.
Table 41: Trading 1-Day 99% General VaR by Risk Category

	Year ended
	December 31, 2017				December 31, 2016
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Company Trading General VaR Risk Categories
Credit	$12	24	11	36	20	17	12	32
Interest rate	13	15	6	27	13	12	5	23
Equity	10	12	9	17	14	15	11	19
Commodity	1	1	1	2	1	2	1	4
Foreign exchange	0	1	0	1	0	1	0	14
Diversification benefit (1)	(24)	(32)			(25)	(26)
Company Trading General VaR	$12	21	11	31	23	21	15	27

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
The material portfolio of the Company’s “covered” positions is mostly concentrated in the trading assets, and derivative assets and liabilities within Wholesale Banking where the substantial portion of market risk capital resides. Wholesale Banking engages in the fixed income, traded credit, foreign exchange, equities, and commodities markets businesses. Other business segments hold smaller trading positions covered under the market risk capital rule.

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

96	Wells Fargo & Company

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
Table 42 shows the General VaR measure categorized by major risk categories. The average 10-day Company Regulatory General VaR for 2017 was $29 million with a low of $17 million and high of $45 million.

Table 42: Regulatory 10-Day 99% General VaR by Risk Category

		Year ended
		December 31, 2017			December 31, 2016
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Wholesale Regulatory General VaR Risk Categories
Credit	$43	65	31	96	47	33	18	83
Interest rate	22	29	11	71	28	30	9	56
Equity	4	6	1	23	3	4	(0)	12
Commodity	3	5	2	21	6	6	1	23
Foreign exchange	1	5	1	29	3	3	1	25
Diversification benefit (1)	(42)	(83)			(69)	(51)
Wholesale Regulatory General VaR	$31	27	16	42	18	25	7	54
Company Regulatory General VaR	33	29	17	45	21	26	6	56

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

Specific Risk measures the risk of loss that could result from factors other than broad market movements, or name-specific market risk. Specific Risk uses Monte Carlo simulation analysis based on a 99% confidence level and a 10-day holding period.

Total VaR (as presented in Table 43) is composed of General VaR and Specific Risk and uses the previous 12 months of historical market data in compliance with regulatory requirements.

Total Stressed VaR (as presented in Table 43) uses a historical period of significant financial stress over a continuous 12 month period using historically available market data and is composed of Stressed General VaR and Stressed Specific Risk. Total Stressed VaR uses the same methodology and models as Total VaR.

Incremental Risk Charge (as presented in Table 43) captures losses due to both issuer default and migration risk at the 99.9% confidence level over the one-year capital horizon under the assumption of constant level of risk or a constant position assumption. The model covers all non-securitized credit-sensitive trading products.
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

Risk Management – Asset/Liability Management (continued)

Table 43 provides information on Total VaR, Total Stressed VaR and the Incremental Risk Charge results for the quarter ended December 31, 2017. Incremental Risk Charge uses the higher of the quarterly average or the quarter end result. For the fourth quarter, the required capital for market risk equals the quarter end result.

Table 43: Market Risk Regulatory Capital Modeled Components

	Quarter ended December 31, 2017				December 31, 2017
(in millions)	Average	Low	High	Quarter end	Risk- based capital (1)	Risk- weighted assets (1)
Total VaR	$51	43	66	51	153	1,913
Total Stressed VaR	339	277	430	361	1,017	12,709
Incremental Risk Charge	57	35	86	63	63	790

(1)	Results represent the risk-based capital and RWAs based on the VaR and Incremental Risk Charge models.

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
Table 44 shows the aggregate net fair market value of securities and derivative securitization positions by exposure type that meet the regulatory definition of a covered trading securitization position at December 31, 2017 and 2016.

Table 44: Covered Securitization Positions by Exposure Type (Net Market Value)

(in millions)	ABS	CMBS	RMBS	CLO/CDO
December 31, 2017

Securitization exposure:
Securities	$719	257	805	913
Derivatives	3	(5)	0	(1)
Total	$722	252	805	912
December 31, 2016

Securitization Exposure:
Securities	$801	397	911	791
Derivatives	3	4	1	(8)
Total	$804	401	912	783

Securitization Due Diligence and Risk Monitoring  The market risk capital rule requires that the Company conduct due diligence on the risk of each securitization position within three days of its purchase. The Company’s due diligence seeks to provide an understanding of the features that would materially affect the performance of a securitization or re-securitization. The due diligence analysis is re-performed on a quarterly basis for each securitization and re-securitization position. The Company uses an automated solution to track the due diligence associated with securitization activity. The Company aims to manage the risks associated with securitization and re-securitization positions through the use of offsetting positions and portfolio diversification.

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

Table 45 summarizes the market risk-based capital requirements charge and market RWAs in accordance with the Basel III market risk capital rule as of December 31, 2017 and

2016. The market RWAs are calculated as the sum of the components in the table below.

Table 45: Market Risk Regulatory Capital and RWAs

	December 31, 2017		December 31, 2016
(in millions)	Risk- based capital	Risk- weighted assets	Risk- based capital	Risk- weighted assets
Total VaR	$153	1,913	247	3,091
Total Stressed VaR	1,017	12,709	1,135	14,183
Incremental Risk Charge	63	790	217	2,710
Securitized Products Charge	576	7,203	561	7,007
Standardized Specific Risk Charge	1,076	13,454	1,357	16,962
De minimis Charges (positions not included in models)	8	99	11	147
Total	$2,893	36,168	3,528	44,100

RWA Rollforward Table 46 depicts the changes in market risk regulatory capital and RWAs under Basel III for the full year and fourth quarter of 2017.

Table 46: Analysis of Changes in Market Risk Regulatory Capital and RWAs

(in millions)	Risk-based capital	Risk-weighted assets
Balance, December 31, 2016	$3,528	44,100
Total VaR	(94)	(1,178)
Total Stressed VaR	(118)	(1,474)
Incremental Risk Charge	(154)	(1,920)
Securitized Products Charge	16	196
Standardized Specific Risk Charge	(281)	(3,508)
De minimis Charges	(4)	(48)
Balance, December 31, 2017	$2,893	36,168

Balance, September 30, 2017	$2,970	37,130
Total VaR	(10)	(126)
Total Stressed VaR	180	2,248
Incremental Risk Charge	29	368
Securitized Products Charge	(101)	(1,266)
Standardized Specific Risk Charge	(172)	(2,152)
De minimis Charges	(3)	(34)
Balance, December 31, 2017	$2,893	36,168

The largest contributor to the changes to market risk regulatory capital and RWAs for fourth quarter 2017 was associated with changes in positions due to normal trading activity.

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
Table 47 shows daily Total VaR (1-day, 99%) used for regulatory market risk capital backtesting for the 12 months ended December 31, 2017. The Company’s average Total VaR for fourth quarter 2017 was $17 million with a low of $15 million and a high of $20 million.

Wells Fargo & Company	99

Risk Management – Asset/Liability Management (continued)

Table 47: Daily Total 1-Day 99% VaR Measure (Rolling 12 Months)
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

Model Risk Management The market risk capital models are governed by our management-level Model Risk Committee policies and procedures, which include model validation. The purpose of model validation includes ensuring models are appropriate for their intended use and that appropriate controls exist to help mitigate the risk of invalid results. Model validation assesses the adequacy and appropriateness of the model, including reviewing its key components such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. This ensures modeled approaches are appropriate given similar product valuation techniques and are in line with their intended purpose.
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

In conjunction with the March 2008 initial public offering (IPO) of Visa, Inc. (Visa), we received approximately 20.7 million shares of Visa Class B common stock, the class which was apportioned to member banks of Visa at the time of the IPO. To manage our exposure to Visa and realize the value of the appreciated Visa shares, we incrementally sold these shares through a series of sales, thereby eliminating this position as of September 30, 2015. As part of these sales, we agreed to compensate the buyer for any additional contributions to a litigation settlement fund for the litigation matters associated with the Class B shares we sold. Our exposure to this retained litigation risk has been updated quarterly and is reflected on our balance sheet. For additional information about the associated litigation matters, see the “Interchange Litigation” section in Note 15 (Legal Actions) to Financial Statements in this Report as supplemented by Note 11 (Legal Actions) to Financial Statements in our 2018 Quarterly Reports on Form 10-Q.
As part of our business to support our customers, we trade public equities, listed/OTC equity derivatives and convertible bonds. We have parameters that govern these activities. We also have marketable equity securities in the available-for-sale securities portfolio, including securities relating to our venture capital activities. We manage these investments within capital risk limits approved by management and the Board and monitored by Corporate ALCO and the Market Risk Committee. Gains and losses on these securities are recognized in net income when realized and periodically include OTTI charges.
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

Table 48 provides information regarding our marketable and nonmarketable equity investments as of December 31, 2017 and 2016.
Table 48: Nonmarketable and Marketable Equity Investments

	Dec 31,	Dec 31,
(in millions)	2017	2016
Nonmarketable equity investments:
Cost method:
Federal bank stock	$5,369	6,407
Private equity	1,394	1,465
Auction rate securities	400	525
Total cost method	7,163	8,397
Equity method:
LIHTC (1)	10,269	9,714
Private equity	3,839	3,635
Tax-advantaged renewable energy	1,950	2,054
New market tax credit and other	294	305
Total equity method	16,352	15,708
Fair value (2)	4,867	3,275
Total nonmarketable equity investments (3)	$28,382	27,380
Marketable equity securities:
Cost	$532	706
Net unrealized gains	146	505
Total marketable equity securities (4)	$678	1,211

(1)	Represents low income housing tax credit (LIHTC) investments.

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

Liquidity Standards On September 3, 2014, the FRB, OCC and FDIC issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) established by the Basel Committee on Banking Supervision (BCBS). The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets (HQLA), such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The rule is applicable to the Company on a consolidated basis and to our insured depository institutions with total assets greater than $10 billion. In addition, the FRB finalized rules imposing enhanced liquidity management standards on large bank holding companies (BHC) such as Wells Fargo, and has finalized a rule that requires large bank holding companies to publicly disclose on a quarterly basis certain quantitative and qualitative information regarding their LCR calculations.
The FRB, OCC and FDIC have proposed a rule that would implement a stable funding requirement, the net stable funding ratio (NSFR), which would require large banking organizations, such as Wells Fargo, to maintain a sufficient amount of stable funding in relation to their assets, derivative exposures and commitments over a one-year horizon period.

Liquidity Coverage Ratio As of December 31, 2017, the consolidated Company and Wells Fargo Bank, N.A. were above the minimum LCR requirement of 100%, which is calculated as HQLA divided by projected net cash outflows, as each is defined under the LCR rule. Table 49 presents the Company’s quarterly average values for the daily-calculated LCR and its components calculated pursuant to the LCR rule requirements.

Table 49: Liquidity Coverage Ratio

(in millions)	Average for Quarter ended December 31, 2017
HQLA (1)(2)	$393,103
Projected net cash outflows	317,274
LCR	124%
HQLA in excess of projected net cash outflows	$75,829
(1) Excludes excess HQLA at Wells Fargo Bank, N.A.
(2) Net of applicable haircuts required under the LCR rule.

Liquidity Sources We maintain liquidity in the form of cash, cash equivalents and unencumbered high-quality, liquid securities. These assets make up our primary sources of liquidity which are presented in Table 50. Our primary sources of liquidity are substantially the same in composition as HQLA under the LCR rule; however, our primary sources of liquidity will generally exceed HQLA calculated under the LCR rule due to the applicable haircuts to HQLA and the exclusion of excess HQLA at our subsidiary insured depository institutions required under the LCR rule.
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

Table 50: Primary Sources of Liquidity

	December 31, 2017			December 31, 2016
(in millions)	Total	Encumbered	Unencumbered	Total	Encumbered	Unencumbered
Interest-earning deposits	$192,580	—	192,580	200,671	—	200,671
Securities of U.S. Treasury and federal agencies	51,125	964	50,161	70,898	1,160	69,738
Mortgage-backed securities of federal agencies (1)	246,894	46,062	200,832	205,655	52,672	152,983
Total	$490,599	47,026	443,573	477,224	53,832	423,392

(1)	Included in encumbered securities at December 31, 2017, were securities with a fair value of $1.1 billion which were purchased in December 2017, but settled in January 2018.

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

Deposits have historically provided a sizeable source of relatively low-cost funds. At December 31, 2017, deposits were 140% of total loans compared with 135% at December 31, 2016.
Additional funding is provided by long-term debt and short-term borrowings. We access domestic and international capital markets for long-term funding (generally greater than one year) through issuances of registered debt securities, private placements and asset-backed secured funding.

102	Wells Fargo & Company

Table 51 shows selected information for short-term borrowings, which generally mature in less than 30 days.

Table 51: Short-Term Borrowings

	Quarter ended
(in millions)	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Balance, period end
Federal funds purchased and securities sold under agreements to repurchase	$88,684	79,824	78,683	76,366	78,124
Commercial paper	—	—	11	10	120
Other short-term borrowings	14,572	13,987	16,662	18,495	18,537
Total	$103,256	93,811	95,356	94,871	96,781
Average daily balance for period
Federal funds purchased and securities sold under agreements to repurchase	$88,197	81,980	79,826	79,942	107,271
Commercial paper	—	4	10	51	121
Other short-term borrowings	13,945	17,209	15,927	18,556	17,306
Total	$102,142	99,193	95,763	98,549	124,698
Maximum month-end balance for period
Federal funds purchased and securities sold under agreements to repurchase (1)	$91,604	83,260	78,683	81,284	109,645
Commercial paper (2)	—	11	11	78	121
Other short-term borrowings (3)	14,948	18,301	18,281	19,439	18,537

(1)	Highest month-end balance in each of the last five quarters was in November, August, June and February 2017, and October 2016.

(2)	There were no month-end balances in fourth quarter 2017; highest month-end balance in each of the previous four quarters was in July, June and January 2017, and November 2016.

(3)	Highest month-end balance in each of the last five quarters was in November, July, April and February 2017, and December 2016.

Parent In February 2017, the Parent filed a registration statement with the SEC for the issuance of senior and subordinated notes, preferred stock and other securities. The Parent’s ability to issue debt and other securities under this registration statement is limited by the debt issuance authority granted by the Board. As of December 31, 2017, the Parent was authorized by the Board to issue $50 billion in outstanding short-term debt and $180 billion in outstanding long-term debt. The Parent's short-term debt issuance authority granted by the Board was limited to debt issued to affiliates, and was revoked by the Board at management's request in January 2018. The Parent's long-term debt issuance authority granted by the Board includes debt issued to affiliates and others. At December 31, 2017, the Parent had available $50.0 billion in short-term debt issuance authority and $18.6 billion in long-term debt issuance authority. In 2017, the Parent issued $22.3 billion of senior notes, of which $16.4 billion were registered with the SEC.
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

Wells Fargo Bank, N.A. As of December 31, 2017, Wells Fargo Bank, N.A. was authorized by its board of directors to issue $100 billion in outstanding short-term debt and $175 billion in outstanding long-term debt and had available $97.8 billion in short-term debt issuance authority and $113.0 billion in long-term debt issuance authority. In April 2015, Wells Fargo Bank, N.A. established a $100 billion bank note program under which, subject to any other debt outstanding under the limits described above, it may issue $50 billion in outstanding short-term senior notes and $50 billion in outstanding long-term senior or subordinated notes. At December 31, 2017, Wells Fargo Bank, N.A. had remaining issuance capacity under the bank note program of $50.0 billion in short-term senior notes and $38.0 billion in long-term senior or subordinated notes. In 2017, Wells Fargo Bank, N.A. issued $1.2 billion of unregistered senior notes, none of which were issued under the bank note program. In January 2018, Wells Fargo Bank, N.A. issued $6.0 billion of unregistered senior notes under the bank note program. In addition, during 2017, Wells Fargo Bank, N.A. executed advances of $21.9 billion with the Federal Home Loan Bank of Des Moines, and as of December 31, 2017, Wells Fargo Bank, N.A. had outstanding advances of $45.9 billion across the Federal Home Loan Bank System. In January 2018, Wells Fargo Bank, N.A. executed $10.5 billion of Federal Home Loan Bank advances.

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
On October 3, 2017, Fitch Ratings, Inc. downgraded certain of the Company’s ratings by one notch and revised the ratings outlook from negative to stable. On February 6, 2018, Moody’s affirmed the Company’s ratings and revised the ratings outlook from stable to negative. On February 7, 2018, S&P Global Ratings downgraded the Company’s ratings by one notch and revised the ratings outlook from negative to stable. Both the Parent and Wells Fargo Bank, N.A. remain among the top-rated financial firms in the U.S.
See the “Risk Factors” section in this Report for additional information regarding our credit ratings and the potential impact a credit rating downgrade would have on our liquidity

Wells Fargo & Company	103

Risk Management – Asset/Liability Management (continued)

and operations, as well as Note 16 (Derivatives) to Financial Statements in this Report for information regarding additional collateral and funding obligations required for certain derivative instruments in the event our credit ratings were to fall below investment grade.

The current credit ratings of the Parent and Wells Fargo Bank, N.A. are presented in Table 52.

Table 52: Credit Ratings

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody's	A2	P-1	Aa1	P-1
S&P	A-	A-2	A+	A-1
Fitch Ratings, Inc.	A+	F1	AA	F1+
DBRS	AA (low)	R-1 (middle)	AA	R-1 (high)
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

Capital Management

We have an active program for managing capital through a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. We primarily fund our capital needs through the retention of earnings net of both dividends and share repurchases, as well as through the issuance of preferred stock and long and short-term debt. Retained earnings increased $12.2 billion from December 31, 2016, predominantly from Wells Fargo net income of $22.2 billion, less common and preferred stock dividends of $9.3 billion. During 2017, we issued 72.0 million shares of common stock. In April 2017, we issued 27.6 million Depositary Shares, each representing a 1/1000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series Y, for an aggregate public offering price of $690 million. During 2017, we repurchased 196.5 million shares of common stock in open market transactions, private transactions and from employee benefit plans, at a cost of $10.7 billion. We entered into a $1 billion forward repurchase contract with an unrelated third party in January 2018 that settled in February 2018 for 15.7 million shares. We also entered into a $600 million forward repurchase contract with an unrelated third party in February 2018 that is expected to settle in second quarter 2018 for approximately 11 million shares. For additional information about our forward repurchase agreements, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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

RISK-BASED CAPITAL AND RISK-WEIGHTED ASSETS The Company is subject to final and interim final rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. These rules are based on international guidelines for determining regulatory capital issued by the Basel Committee on Banking Supervision (BCBS). The federal banking regulators’ capital rules, among other things, require on a fully phased-in basis:

•
a minimum Common Equity Tier 1 (CET1) ratio of 9.0%, comprised of a 4.5% minimum requirement plus a capital conservation buffer of 2.5% and for us, as a global systemically important bank (G-SIB), a capital surcharge to be calculated annually, which is 2.0% based on our year-end 2016 data;

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

104	Wells Fargo & Company

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
Because the Company has been designated as a G-SIB, we will also be subject to the FRB’s rule implementing the additional capital surcharge of between 1.0-4.5% on G-SIBs. Under the rule, we must annually calculate our surcharge under two methods and use the higher of the two surcharges. The first method (method one) will consider our size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with a methodology developed by the BCBS and the Financial Stability Board (FSB). The second (method two) will use similar inputs, but will replace substitutability with use of short-term wholesale funding and will generally result in higher surcharges than the BCBS methodology. The phase-in period for the G-SIB surcharge began on January 1, 2016 and will become fully effective on January 1, 2019. Based on year-end 2016 data, our 2018 G-SIB surcharge under method two is 2.0% of the

Company’s RWAs, which is the higher of method one and method two. Because the G-SIB surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future years. Under the Standardized Approach (fully phased-in), our CET1 ratio of 11.98% exceeded the minimum of 9.0% by 298 basis points at December 31, 2017.
The tables that follow provide information about our risk- based capital and related ratios as calculated under Basel III capital guidelines. For banking industry regulatory reporting purposes, we report our capital in accordance with Transition Requirements but are managing our capital based on a fully phased-in calculation. For information about our capital requirements calculated in accordance with Transition Requirements, see Note 27 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.
Table 53 summarizes our CET1, tier 1 capital, total capital, risk-weighted assets and capital ratios on a fully phased-in basis at December 31, 2017 and December 31, 2016. As of December 31, 2017, our CET1, tier 1, and total capital ratios were lower using RWAs calculated under the Standardized Approach.

Table 53: Capital Components and Ratios (Fully Phased-In) (1)

		December 31, 2017			December 31, 2016
(in millions, except ratios)		Advanced Approach	Standardized Approach		Advanced Approach		Standardized Approach
Common Equity Tier 1	(A)	$154,022	154,022		146,424		146,424
Tier 1 Capital	(B)	177,466	177,466		169,063		169,063
Total Capital	(C)	208,395	218,159		200,344		210,796
Risk-Weighted Assets	(D)	1,225,939	1,285,563		1,298,688		1,358,933
Common Equity Tier 1 Capital Ratio	(A)/(D)	12.56%	11.98	*	11.27		10.77	*
Tier 1 Capital Ratio	(B)/(D)	14.48	13.80	*	13.02		12.44	*
Total Capital Ratio	(C)/(D)	17.00	16.97	*	15.43	*	15.51
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

Capital Management (continued)

Table 54 provides information regarding the calculation and composition of our risk-based capital under the Advanced and Standardized Approaches at December 31, 2017 and December 31, 2016.

Table 54: Risk-Based Capital Calculation and Components

		December 31, 2017		December 31, 2016
(in millions)		Advanced Approach	Standardized Approach	Advanced Approach	Standardized Approach
Total equity		$208,079	208,079	200,497	200,497
Adjustments:
Preferred stock		(25,358)	(25,358)	(24,551)	(24,551)
Additional paid-in capital on ESOP preferred stock		(122)	(122)	(126)	(126)
Unearned ESOP shares		1,678	1,678	1,565	1,565
Noncontrolling interests		(1,143)	(1,143)	(916)	(916)
Total common stockholders’ equity		183,134	183,134	176,469	176,469
Adjustments:
Goodwill		(26,587)	(26,587)	(26,693)	(26,693)
Certain identifiable intangible assets (other than MSRs)		(1,624)	(1,624)	(2,723)	(2,723)
Other assets (1)		(2,155)	(2,155)	(2,088)	(2,088)
Applicable deferred taxes (2)		962	962	1,772	1,772
Investment in certain subsidiaries and other		292	292	(313)	(313)
Common Equity Tier 1 (Fully Phased-In)		154,022	154,022	146,424	146,424
Effect of Transition Requirements		743	743	2,361	2,361
Common Equity Tier 1 (Transition Requirements)		$154,765	154,765	148,785	148,785

Common Equity Tier 1 (Fully Phased-In)		$154,022	154,022	146,424	146,424
Preferred stock		25,358	25,358	24,551	24,551
Additional paid-in capital on ESOP preferred stock		122	122	126	126
Unearned ESOP shares		(1,678)	(1,678)	(1,565)	(1,565)
Other		(358)	(358)	(473)	(473)
Total Tier 1 capital (Fully Phased-In)	(A)	177,466	177,466	169,063	169,063
Effect of Transition Requirements		743	743	2,301	2,301
Total Tier 1 capital (Transition Requirements)		$178,209	178,209	171,364	171,364

Total Tier 1 capital (Fully Phased-In)		$177,466	177,466	169,063	169,063
Long-term debt and other instruments qualifying as Tier 2		28,994	28,994	29,465	29,465
Qualifying allowance for credit losses (3)		2,196	11,960	2,088	12,540
Other		(261)	(261)	(272)	(272)
Total Tier 2 capital (Fully Phased-In)	(B)	30,929	40,693	31,281	41,733
Effect of Transition Requirements		1,195	1,195	1,780	1,780
Total Tier 2 capital (Transition Requirements)		$32,124	41,888	33,061	43,513

Total qualifying capital (Fully Phased-In)	(A)+(B)	$208,395	218,159	200,344	210,796
Total Effect of Transition Requirements		1,938	1,938	4,081	4,081
Total qualifying capital (Transition Requirements)		$210,333	220,097	204,425	214,877

Risk-Weighted Assets (RWAs) (4)(5):
Credit risk		$890,171	1,249,395	960,763	1,314,833
Market risk		36,168	36,168	44,100	44,100
Operational risk		299,600	N/A	293,825	N/A
Total RWAs (Fully Phased-In)		$1,225,939	1,285,563	1,298,688	1,358,933
Credit risk		$863,777	1,224,495	936,664	1,292,098
Market risk		36,168	36,168	44,100	44,100
Operational risk		299,600	N/A	293,825	N/A
Total RWAs (Transition Requirements)		$1,199,545	1,260,663	1,274,589	1,336,198

(1)	Represents goodwill and other intangibles on nonmarketable equity investments and on held-for-sale assets, which are included in other assets.

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

106	Wells Fargo & Company

Table 55 presents the changes in Common Equity Tier 1 under the Advanced Approach for the year ended December 31, 2017.

Table 55: Analysis of Changes in Common Equity Tier 1

(in millions)
Common Equity Tier 1 (Fully Phased-In) at December 31, 2016	$146,424
Net income applicable to common stock	20,554
Common stock dividends	(7,658)
Common stock issued, repurchased, and stock compensation-related items	(6,836)
Goodwill	105
Certain identifiable intangible assets (other than MSRs)	1,100
Other assets (1)	(68)
Applicable deferred taxes (2)	(810)
Investment in certain subsidiaries and other	1,211
Change in Common Equity Tier 1	7,598
Common Equity Tier 1 (Fully Phased-In) at December 31, 2017	$154,022

(1)	Represents goodwill and other intangibles on nonmarketable equity investments and on held-for-sale assets, which are included in other assets.

(2)
Applicable deferred taxes relate to goodwill and other intangible assets. They were determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.

Table 56 presents net changes in the components of RWAs under the Advanced and Standardized Approaches for the year ended December 31, 2017.

Table 56: Analysis of Changes in RWAs

(in millions)	Advanced Approach	Standardized Approach
RWAs (Fully Phased-In) at December 31, 2016	$1,298,688	1,358,933
Net change in credit risk RWAs	(70,592)	(65,438)
Net change in market risk RWAs	(7,932)	(7,932)
Net change in operational risk RWAs	5,775	N/A
Total change in RWAs	(72,749)	(73,370)
RWAs (Fully Phased-In) at December 31, 2017	1,225,939	1,285,563
Effect of Transition Requirements	(26,394)	(24,900)
RWAs (Transition Requirements) at December 31, 2017	$1,199,545	1,260,663

Wells Fargo & Company	107

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
Table 57 provides a reconciliation of these non-GAAP financial measures to GAAP financial measures.

Table 57: Tangible Common Equity

		Balance at period end			Average balance for the year ended
(in millions, except ratios)		Dec 31, 2017	Dec 31, 2016	Dec 31, 2015	Dec 31, 2017	Dec 31, 2016	Dec 31, 2015
Total equity		$208,079	200,497	193,891	205,654	200,690	191,584
Adjustments:
Preferred stock		(25,358)	(24,551)	(22,214)	(25,592)	(24,363)	(21,715)
Additional paid-in capital on ESOP preferred stock		(122)	(126)	(110)	(139)	(161)	(138)
Unearned ESOP shares		1,678	1,565	1,362	2,143	2,011	1,716
Noncontrolling interests		(1,143)	(916)	(893)	(948)	(936)	(1,048)
Total common stockholders’ equity	(A)	183,134	176,469	172,036	181,118	177,241	170,399
Adjustments:
Goodwill		(26,587)	(26,693)	(25,529)	(26,629)	(26,700)	(25,673)
Certain identifiable intangible assets (other than MSRs)		(1,624)	(2,723)	(3,167)	(2,176)	(3,254)	(3,793)
Other assets (1)		(2,155)	(2,088)	(2,074)	(2,184)	(2,117)	(1,654)
Applicable deferred taxes (2)		962	1,772	2,071	1,570	1,897	2,248
Tangible common equity	(B)	$153,730	146,737	143,337	151,699	147,067	141,527
Common shares outstanding	(C)	4,891.6	5,016.1	5,092.1	N/A	N/A	N/A
Net income applicable to common stock	(D)	N/A	N/A	N/A	$20,554	20,373	21,470
Book value per common share	(A)/(C)	$37.44	35.18	33.78	N/A	N/A	N/A
Tangible book value per common share	(B)/(C)	31.43	29.25	28.15	N/A	N/A	N/A
Return on average common stockholders’ equity (ROE)	(D)/(A)	N/A	N/A	N/A	11.35%	11.49	12.60
Return on average tangible common equity (ROTCE)	(D)/(B)	N/A	N/A	N/A	13.55	13.85	15.17

(1)	Represents goodwill and other intangibles on nonmarketable equity investments and on held-for-sale assets, which are included in other assets.

(2)
Applicable deferred taxes relate to goodwill and other intangible assets. They were determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.

108	Wells Fargo & Company

SUPPLEMENTARY LEVERAGE RATIO In April 2014, federal banking regulators finalized a rule that enhances the SLR requirements for BHCs, like Wells Fargo, and their insured depository institutions. The SLR consists of Tier 1 capital divided by the Company’s total leverage exposure. Total leverage exposure consists of the total average on-balance sheet assets, plus off-balance sheet exposures, such as undrawn commitments and derivative exposures, less amounts permitted to be deducted from Tier 1 capital. The rule, which became effective on January 1, 2018, requires a covered BHC to maintain a SLR of at least 5.0% (comprised of the 3.0% minimum requirement plus a supplementary leverage buffer of 2.0%) to avoid restrictions on capital distributions and discretionary bonus payments. The rule also requires that all of our insured depository institutions maintain a SLR of 6.0% under applicable regulatory capital adequacy guidelines. In September 2014, federal banking regulators finalized additional changes to the SLR requirements to implement revisions to the Basel III leverage framework finalized by the BCBS in January 2014. These additional changes, among other things, modify the methodology for including off- balance sheet items, including credit derivatives, repo-style transactions and lines of credit, in the denominator of the SLR. At December 31, 2017, our SLR for the Company was 8.0% assuming full phase-in of the Advanced Approach capital framework. Based on our review, our current leverage levels would exceed the applicable requirements for each of our insured depository institutions as well. The fully phased-in SLR is considered a non-GAAP financial measure that is used by management, bank regulatory agencies, investors and analysts to assess and monitor the Company’s leverage exposure. See Table 58 for information regarding the calculation and components of the SLR.
Table 58: Fully Phased-In SLR

(in millions, except ratio)	Three months ended December 31, 2017
Tier 1 capital	$177,466
Total average assets	1,935,318
Less: deductions from Tier 1 capital (1)	29,918
Total adjusted average assets	1,905,400
Adjustments:
Derivative exposures (2)	73,359
Repo-style transactions (3)	3,382
Other off-balance sheet exposures (4)	243,221
Total adjustments	319,962
Total leverage exposure	$2,225,362
Supplementary leverage ratio	8.0%

(1)	Amounts permitted to be deducted from Tier 1 capital primarily include goodwill and other intangible assets, net of associated deferred tax liabilities.

(2)	Represents adjustments for off balance sheet derivative exposures, and derivative collateral netting as defined for supplementary leverage ratio determination purposes.

(3)
Adjustments for repo-style transactions represent counterparty credit risk for all repo-style transactions where Wells Fargo & Company is the principal (i.e., principal counterparty facing the client).

(4)
Adjustments for other off-balance sheet exposures represent the notional amounts of all off-balance sheet exposures (excluding off balance sheet exposures associated with derivative and repo-style transactions) less the adjustments for conversion to credit equivalent amounts under the regulatory capital rule.

OTHER REGULATORY CAPITAL MATTERS In December 2016, the FRB finalized rules to address the amount of equity and unsecured long-term debt a U.S. G-SIB must hold to improve its resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). Under the rules, which become effective on January 1, 2019, U.S. G-SIBs will be required to have a minimum TLAC amount (consisting of CET1 capital and additional tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) equal to the greater of (i) 18% of RWAs and (ii) 7.5% of total leverage exposure (the denominator of the SLR calculation). Additionally, U.S. G-SIBs will be required to maintain (i) a TLAC buffer equal to 2.5% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method one plus any applicable countercyclical buffer that will be added to the 18% minimum and (ii) an external TLAC leverage buffer equal to 2.0% of total leverage exposure that will be added to the 7.5% minimum, in order to avoid restrictions on capital distributions and discretionary bonus payments. The rules will also require U.S. G-SIBs to have a minimum amount of eligible unsecured long-term debt equal to the greater of (i) 6.0% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method two and (ii) 4.5% of the total leverage exposure. In addition, the rules will impose certain restrictions on the operations and liabilities of the top-tier or covered BHC in order to further facilitate an orderly resolution, including prohibitions on the issuance of short-term debt to external investors and on entering into derivatives and certain other types of financial contracts with external counterparties. While the rules permit permanent grandfathering of a significant portion of otherwise ineligible long-term debt that was issued prior to December 31, 2016, long-term debt issued after that date must be fully compliant with the eligibility requirements of the rules in order to count toward the minimum TLAC amount. As a result of the rules, we will need to issue additional long-term debt to remain compliant with the requirements. As of December 31, 2017, we estimate that our eligible external TLAC as a percentage of total risk-weighted assets was 24.1% compared with an expected January 1, 2019 required minimum of 22.0%.
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

Wells Fargo & Company	109

Capital Management (continued)

Our 2017 capital plan, which was submitted on April 4, 2017, as part of CCAR, included a comprehensive capital outlook supported by an assessment of expected sources and uses of capital over a given planning horizon under a range of expected and stress scenarios. As part of the 2017 CCAR, the FRB also generated a supervisory stress test, which assumed a sharp decline in the economy and significant decline in asset pricing using the information provided by the Company to estimate performance. The FRB reviewed the supervisory stress results both as required under the Dodd-Frank Act using a common set of capital actions for all large BHCs and by taking into account the Company’s proposed capital actions. The FRB published its supervisory stress test results as required under the Dodd-Frank Act on June 22, 2017. On June 28, 2017, the FRB notified us that it did not object to our capital plan included in the 2017 CCAR.
Federal banking regulators require stress tests to evaluate whether an institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions. These stress testing requirements set forth the timing and type of stress test activities large BHCs and banks must undertake as well as rules governing stress testing controls, oversight and disclosure requirements. The rules also limit a large BHC’s ability to make capital distributions to the extent its actual capital issuances were less than amounts indicated in its capital plan. As required under the FRB’s stress testing rule, we must submit a mid-cycle stress test based on second quarter data and scenarios developed by the Company. We submitted the results of the mid-cycle stress test to the FRB and disclosed a summary of the results in October 2017.

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

In January 2016, the Board authorized the repurchase of 350 million shares of our common stock. At December 31, 2017, we had remaining authority to repurchase approximately 71 million shares, subject to regulatory and legal conditions. In January 2018, the Board authorized the repurchase of an additional 350 million shares of our common stock. For more information about share repurchases during fourth quarter 2017, see Part II, Item 5 in our 2017 Form 10-K.
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
In connection with our participation in the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program (TARP), we issued to the U.S. Treasury Department warrants to purchase 110,261,688 shares of our common stock with an original exercise price of $34.01 per share expiring on October 28, 2018. The terms of the warrants require the exercise price to be adjusted under certain circumstances when the Company’s quarterly common stock dividend exceeds $0.34 per share, which began occurring in second quarter 2014. Accordingly, with each quarterly common stock dividend above $0.34 per share, we must calculate whether an adjustment to the exercise price is required by the terms of the warrants, including whether certain minimum thresholds have been met to trigger an adjustment, and notify the holders of any such change. The Board authorized the repurchase by the Company of up to $1 billion of the warrants. At December 31, 2017, there were 23,327,854 warrants outstanding, exercisable at $33.701 per share, and $452 million of unused warrant repurchase authority. Depending on market conditions, we may purchase from time to time additional warrants in privately negotiated or open market transactions, by tender offer or otherwise.

Regulatory Matters
Since the enactment of the Dodd-Frank Act in 2010, the U.S. financial services industry has been subject to a significant increase in regulation and regulatory oversight initiatives. This increased regulation and oversight has substantially changed how most U.S. financial services companies conduct business and has increased their regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2017 Form 10-K, and the “Capital Management,” “Forward-Looking Statements” and “Risk

Factors” sections and Note 27 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

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

•	Enhanced supervision and regulation of systemically important firms. The Dodd-Frank Act grants broad

110	Wells Fargo & Company

authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. The FRB has also re-proposed, but not yet finalized, additional enhanced prudential standards that would implement single counterparty credit limits and establish remediation requirements for large BHCs experiencing financial distress. Similarly, the FRB has proposed additional requirements regarding effective risk management practices at large BHCs, including its expectations for boards of directors and senior management. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks. The OCC, under separate authority, has also finalized guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A. The OCC guidelines require covered banks to establish and adhere to a written risk governance framework in order to manage and control their risk-taking activities. The guidelines also formalize roles and responsibilities for risk management practices within covered banks and create certain risk oversight responsibilities for their boards of directors.

•
Regulation of consumer financial products. The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure consumers receive clear and accurate disclosures regarding financial products and to protect them from hidden fees and unfair or abusive practices. With respect to residential mortgage lending, the CFPB issued a number of final rules implementing new origination, notification, disclosure and other requirements, as well as additional limitations on the fees and charges that may be increased from the estimates provided by lenders. The CFPB finalized amendments to the rule implementing the Home Mortgage Disclosure Act, resulting in a significant expansion of the data points lenders are required to collect beginning January 1, 2018 and report to the CFPB beginning January 1, 2019. The CFPB also expanded the transactions covered by the rule and increased the reporting frequency from annual to quarterly for large volume lenders, such as Wells Fargo, beginning January 1, 2020. With respect to other financial products, the CFPB finalized rules, most of which become effective on April 1, 2019, to make prepaid cards subject to similar consumer protections as those provided by more traditional debit and credit cards such as fraud protection and expanded access to account information.

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

Wells Fargo & Company	111

Regulatory Matters (continued)

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

“Living Will” Requirements and Related Matters
Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically revise resolution plans, so-called “living-wills”, that would facilitate their resolution in the event of material distress or failure. Under the rules, resolution plans are required to provide strategies for resolution under the Bankruptcy Code and other applicable insolvency regimes that can be accomplished in a reasonable period of time and in a manner that mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. On December 19, 2017, the FRB and FDIC announced that our most recent resolution plan submission did not have any deficiencies; however, they identified a specific shortcoming that would need to be addressed in our next submission. If the FRB or FDIC determines that our resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB or FDIC ultimately determines that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations.
We must also prepare and submit to the FRB a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. Recovery options include the possible sale, transfer or disposal of assets, securities, loan portfolios or businesses. Our insured national bank subsidiary, Wells Fargo Bank, N.A. (the “Bank”), must also prepare and submit to the OCC a recovery plan that sets forth the bank’s plan to remain a going concern when the bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If either the FRB or the OCC determine that our recovery plan is deficient, they may impose fines, restrictions on our business or ultimately require us to divest assets.
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
The strategy described in our most recent resolution plan submission is a multiple point of entry strategy; however, we have made a decision to move to a single point of entry strategy for our next resolution plan submission. We are not obligated to maintain either a single point of entry or multiple point of entry strategy, and the strategies reflected in our resolution plan submissions are not binding in the event of an actual resolution of Wells Fargo, whether conducted under the U.S. Bankruptcy Code or by the FDIC under the orderly liquidation authority.
To facilitate the orderly resolution of systemically important financial institutions in case of material distress or failure, federal banking regulations require that institutions, such as Wells Fargo, maintain a minimum amount of equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. Federal banking regulators have also required measures to facilitate the continued operation of operating subsidiaries notwithstanding the failure of their parent companies, such as limitations on parent guarantees, and have issued guidance encouraging institutions to take legally binding measures to provide capital and liquidity resources to certain subsidiaries in order to facilitate an orderly resolution. In response to the regulators’ guidance and to facilitate the orderly resolution of the Company using either a single point of entry or multiple point of entry resolution strategy, on June 28, 2017, the Parent entered into a support agreement (the “Support Agreement”) with WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), and the Bank, Wells Fargo Securities, LLC (“WFS”), and Wells Fargo Clearing Services, LLC (“WFCS”), each an indirect subsidiary of the Parent. Pursuant to the Support Agreement, the Parent transferred a significant amount of its assets, including the majority of its cash, deposits, liquid securities and intercompany loans (but excluding its equity interests in its subsidiaries and certain other assets), to the IHC and will continue to transfer those types of assets to the IHC from time to time. In the event of our material financial distress or failure, the IHC will be obligated to use the transferred assets to provide capital and/or liquidity to the Bank pursuant to the Support Agreement and to WFS and WFCS through repurchase facilities entered into in connection with the Support Agreement. Under the Support Agreement, the IHC will also provide funding and liquidity to the Parent through subordinated notes and a committed line of

112	Wells Fargo & Company

credit, which, together with the issuance of dividends, is expected to provide the Parent, during business as usual operating conditions, with the same access to cash necessary to service its debts, pay dividends, repurchase its shares, and perform its other obligations as it would have had if it had not entered into these arrangements and transferred any assets. If certain liquidity and/or capital metrics fall below defined triggers, the subordinated notes would be forgiven and the committed line of credit would terminate, which could materially and adversely impact the Parent’s liquidity and its ability to satisfy its debts and other obligations, and could result in the commencement of bankruptcy proceedings by the Parent at an earlier time than might have otherwise occurred if the Support Agreement were not implemented. The Parent's and the IHC's respective obligations under the Support Agreement are secured pursuant to a related security agreement.

Other Regulatory Related Matters

•
Department of Labor ERISA fiduciary standard. In April 2016, the U.S. Department of Labor adopted a rule under the Employee Retirement Income Security Act of 1974 (ERISA) that, among other changes and subject to certain exceptions, as of the applicability date of June 9, 2017, makes anyone, including broker-dealers, providing investment advice to retirement investors a fiduciary who must act in the best interest of clients when providing investment advice for direct or indirect compensation to a retirement plan, to a plan fiduciary, participant or beneficiary, or to an investment retirement account (IRA) or IRA holder. The rule impacts the manner in which business is conducted with retirement investors and affects product offerings with respect to retirement plans and IRAs.

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

•
Community Reinvestment Act (CRA) rating. In March 2017, we announced that the OCC had downgraded our most recent CRA rating, which covers the years 2009 – 2012, to “Needs to Improve” due to previously issued regulatory consent orders. A “Needs to Improve” rating imposes regulatory restrictions and limitations on certain of the Company’s nonbank activities, including its ability to engage in certain nonbank mergers and acquisitions or undertake new financial in nature activities, and CRA performance is taken into account by regulators in reviewing applications to establish bank branches and for approving proposed bank mergers and acquisitions. The rating also results in the loss of expedited processing of applications to undertake certain activities, and requires the Company to receive prior regulatory approval for certain activities, including to issue or prepay certain subordinated debt obligations, open or relocate bank branches, or make certain public welfare investments. In addition, a “Needs to Improve” rating could have an impact on the Company’s relationships with certain states, counties, municipalities or other public agencies to the extent applicable law, regulation or policy limits, restricts or influences whether such entity may do business with a company that has a below “Satisfactory” rating.

•
FRB consent order regarding governance oversight and compliance and operational risk management. On February 2, 2018, the Company entered into a consent order with the FRB, which requires the Company to submit to the FRB within 60 days of the date of the consent order plans to further enhance the Board's governance oversight and the Company’s compliance and operational risk management. The consent order also requires third-party reviews related to the adoption and implementation of such plans by September 30, 2018. Until these third-party reviews are complete and the plans are approved and implemented to the satisfaction of the FRB, the Company’s total consolidated assets will be limited to the level as of December 31, 2017. Compliance with this asset cap will be measured on a two-quarter daily average basis to allow for management of temporary fluctuations. Once the asset cap limitation is removed, a second third-party review must be conducted to assess the efficacy and sustainability of the improvements.

Wells Fargo & Company	113

Critical Accounting Policies (continued)

Critical Accounting Policies
Our significant accounting policies (see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report) are fundamental to understanding our results of operations and financial condition because they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. Five of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. These policies govern:

•	the allowance for credit losses;

•	the valuation of residential MSRs;

•	the fair value of financial instruments;

•	income taxes; and

•	liability for contingent litigation losses.

Liability for contingent litigation losses was added as a new critical accounting policy in second quarter 2017, and the accounting policy for PCI loans was removed in fourth quarter 2017 due to no longer being deemed critical.
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

114	Wells Fargo & Company

SENSITIVITY TO CHANGES Table 59 demonstrates the impact of the sensitivity of our estimates on our allowance for credit losses.

Table 59: Allowance Sensitivity Summary

December 31, 2017
Estimated
increase/(decrease)
(in billions)	in allowance
Assumption:
Favorable (1)	$(3.5)
Adverse (2)	6.3

(1)	Represents a one risk rating upgrade throughout our commercial portfolio segment and a more optimistic economic outlook for modeled losses on our consumer portfolio segment.

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

Wells Fargo & Company	115

Critical Accounting Policies (continued)

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

Table 60: Fair Value Level 3 Summary

	December 31, 2017		December 31, 2016
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets carried at fair value	$416.6	24.9	436.3	23.5
As a percentage of total assets	21%	1	23	1
Liabilities carried at fair value	$27.3	2.0	30.9	1.7
As a percentage of total liabilities	2%	*	2	*
*    Less than 1%.

(1)	Before derivative netting adjustments.

See Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report for a complete discussion on our fair value of financial instruments, our related measurement techniques and the impact to our financial statements.

Income Taxes
We file consolidated and separate company U.S. federal income tax returns, foreign tax returns and various combined and separate company state tax returns. We evaluate two components of income tax expense: current and deferred income tax expense. Current income tax expense represents our estimated taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred tax assets are recognized subject to management’s judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting our realization criteria represent unrecognized tax benefits. We account for interest and penalties as a component of income tax expense. For prior reporting periods, we did not record U.S. tax on undistributed earnings of certain non-U.S. subsidiaries to the extent the earnings were indefinitely reinvested outside of the U.S. Foreign taxes paid are generally applied as credits to reduce U.S. income taxes payable. However, in 2017, we recorded an estimate of the U.S. tax expense associated with a deemed repatriation of the Company's previously undistributed foreign earnings as required under the Tax Act.

116	Wells Fargo & Company

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
See Note 22 (Income Taxes) to Financial Statements in this Report for a further description of our provision for income taxes and related income tax assets and liabilities.

Liability for Contingent Litigation Losses
The Company is involved in a number of judicial, regulatory, arbitration and other proceedings concerning matters arising from the conduct of its business activities, and many of those proceedings expose the Company to potential financial loss. We establish accruals for these legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. For such accruals, we record the amount we consider to be the best estimate within a range of potential losses that are both probable and estimable; however, if we cannot determine a best estimate, then we record the low end of the range of those potential losses. The actual costs of resolving legal actions may be substantially higher or lower than the amounts accrued for those actions.

We apply judgment when establishing an accrual for potential losses associated with legal actions and in establishing the range of reasonably possible losses in excess of the accrual. Our judgment in establishing accruals and the range of reasonably possible losses in excess of the Company's accrual for probable and estimable losses is influenced by our understanding of information currently available related to the legal evaluation and potential outcome of actions, including input and advice on these matters from our internal counsel, external counsel and senior management. These matters may be in various stages of investigation, discovery or proceedings. They may also involve a wide variety of claims across our businesses, legal entities and jurisdictions. The eventual outcome may be a scenario that was not considered or was considered remote in anticipated occurrence. Accordingly, our estimate of potential losses will change over time and the actual losses may vary significantly.
The outcomes of legal actions are unpredictable and subject to significant uncertainties, and it is inherently difficult to determine whether any loss is probable or even possible. It is also inherently difficult to estimate the amount of any loss and there may be matters for which a loss is probable or reasonably possible but not currently estimable. Accordingly, actual losses may be in excess of the established accrual or the range of reasonably possible loss.
See Note 15 (Legal Actions) to Financial Statements in this Report for further information.

Wells Fargo & Company	117

Current Accounting Developments (continued)

Current Accounting Developments

Table 61 lists the significant accounting updates applicable to us that have been issued by the FASB but are not yet effective.

Table 61: Current Accounting Developments – Issued Standards

Standard	Description	Effective date and financial statement impact
Accounting Standards Update (ASU or Update) 2018-02 – Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
Currently, the effect of remeasuring deferred tax assets and liabilities due to a change in tax laws or rates must be recognized in income from continuing operations in the reporting period that includes the enactment date. That guidance is applicable even in situations in which the related income tax effects were originally recognized in other comprehensive income. The Update permits a one-time reclassification from accumulated other comprehensive income to retained earnings for these stranded tax effects resulting from the Tax Cuts and Jobs Act.

The guidance is effective on January 1, 2019. Early application is permitted in any interim period prior to the effective date. Application of the new guidance will result in an increase in retained earnings of approximately $400 million.

ASU 2017-08 – Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities
The Update changes the accounting for certain purchased callable debt securities held at a premium to shorten the amortization period for the premium to the earliest call date rather than to the maturity date. Accounting for purchased callable debt securities held at a discount does not change. The discount would continue to amortize to the maturity date.

We expect to adopt the guidance in first quarter 2019 using the modified retrospective method with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Our investment securities portfolio includes holdings of available-for-sale (AFS) and held-to-maturity (HTM) callable debt securities held at a premium. At adoption, the guidance is expected to result in a cumulative effect adjustment which will be primarily offset with a corresponding adjustment to other comprehensive income related to AFS securities. After adoption, the guidance will reduce interest income prior to the call date because the premium will be amortized over a shorter time period. Our implementation effort includes identifying the population of debt securities subject to the new guidance, which are primarily obligations of U.S. states and political subdivisions, and quantifying the expected impacts. The impact of the Update on our consolidated financial statements will be affected by our portfolio composition at the time of adoption, which may change between December 31, 2017, and the adoption date.

ASU 2016-18 – Statement of Cash Flows (Topic 230): Restricted Cash
The Update requires that restricted cash and cash equivalents are included with the total cash and cash equivalents in the consolidated statement of cash flows. In addition, the nature of any restrictions will be disclosed in the footnotes to the financial statements.

We adopted the guidance in first quarter 2018 with retrospective application. We will change the presentation of our cash and cash equivalents on our consolidated statement of cash flows to include both cash and due from banks as well as interest-earning deposits with banks, which are inclusive of any restricted cash. We will make a corresponding change to our consolidated balance sheets.

ASU 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
The Update changes the accounting for credit losses on loans and debt securities. For loans and held-to-maturity debt securities, the Update requires a current expected credit loss (CECL) approach to determine the allowance for credit losses. CECL requires loss estimates for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts. Also, the Update eliminates the existing guidance for PCI loans, but requires an allowance for purchased financial assets with more than insignificant deterioration since origination. In addition, the Update modifies the other-than-temporary impairment model for available-for-sale debt securities to require an allowance for credit impairment instead of a direct write-down, which allows for reversal of credit impairments in future periods based on improvements in credit.

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

118	Wells Fargo & Company

Standard	Description	Effective date and financial statement impact
ASU 2016-04 – Liabilities – Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products
The Update modifies the accounting for certain prepaid card products to require the recognition of breakage. Breakage represents the estimated amount that will not be redeemed by the cardholder for goods or services.

We adopted the Update in first quarter 2018 with a cumulative-effect adjustment to opening retained earnings. The new guidance resulted in a reduction in the balance of the liability, with an increase to retained earnings given estimated breakage at the date of adoption of approximately $26 million.

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

We expect to adopt the guidance in first quarter 2019 using the modified retrospective method and practical expedients for transition. The practical expedients allow us to largely account for our existing leases consistent with current guidance except for the incremental balance sheet recognition for lessees. We have started our implementation of the Update which has included an initial evaluation of our leasing contracts and activities. As a lessee we are developing our methodology to estimate the right-of use assets and lease liabilities, which is based on the present value of lease payments (the December 31, 2017, future minimum lease payments were $6.6 billion, as disclosed in Table 7.2 of Note 7 (Premises, Equipment, Lease Commitments and Other Assets) in this Report). We do not expect a material change to the timing of expense recognition. Given the limited changes to lessor accounting, we do not expect material changes to recognition or measurement, but we continue to evaluate the guidance and application to our activities. We are evaluating our existing disclosures and will provide additional information as a result of adoption of the Update.

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

We adopted the Update in first quarter 2018 and recorded a cumulative-effect adjustment as of January 1, 2018 that increased retained earnings $106 million and decreased other comprehensive income $118 million.
Our investments in marketable equity securities classified as available-for-sale as of the adoption date will be accounted for at fair value with unrealized gains or losses reflected in earnings. Additionally, our share of the unrealized gains or losses of marketable equity securities held by investees in our nonmarketable equity investments accounted for using the equity method will be reflected in earnings as of the adoption date. Previously, such unrealized gains or losses were reflected in other comprehensive income. Upon adoption, we recorded a transition adjustment to reclassify $118 million in net unrealized gains from other comprehensive income to retained earnings.
The accounting for our investments in nonmarketable equity instruments accounted for under the cost method of accounting at the adoption date, except for Federal bank stock, will be measured either, at fair value with unrealized gains and losses reflected in earnings, or the measurement alternative. The measurement alternative is similar to the cost method of accounting, except the carrying value is adjusted through earnings for subsequent observable transactions in the same or similar investment. We will account for substantially all of our private equity cost method investments using the measurement alternative and our auction rate securities portfolio will be accounted for at fair value with unrealized gains and losses reflected in earnings. Upon adoption, we recorded a transition adjustment of $12 million to decrease retained earnings from our auction rates securities portfolio at fair value. No transition adjustment is recorded for those investments changing to the measurement alternative, which is applied prospectively.
In connection with our adoption of this Update, we will present all holdings of marketable equity securities accounted for as available-for-sale and as trading assets as well as nonmarketable equity investments in a new line on the balance sheet labeled “Equity investments.” We will also eliminate the “Trading assets” line on the balance sheet and present trading securities and trading loans in other line items consistent with their form. Additionally, for purposes of disclosing the fair value of loans carried at amortized cost, we will determine the fair value based on “exit price” as required by the Update. Accordingly, the fair value amounts disclosed for such loans will change upon adoption of the Update.

Wells Fargo & Company	119

Current Accounting Developments (continued)

Standard	Description	Effective date and financial statement impact
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

We adopted the Update in first quarter 2018, and recorded a cumulative-effect adjustment to opening retained earnings to reflect application of the new guidance effective January 1, 2018. This adjustment, which decreased retained earnings by $44 million, is due to changes in the timing of revenue for corporate trust services that are provided over the life of the associated trust.
   Our accounting policies did not change materially since the principles of revenue recognition from the Update are largely consistent with the prior guidance and practices applied by our businesses. Accordingly, we do not have material changes to the timing or amount of revenue recognition. However, the presentation of some costs associated with the contracts of our broker-dealer and card businesses will change beginning in first quarter 2018. These presentation changes will reduce our revenue with a corresponding offset to reduce expenses. Based on results for 2017, we do not expect the impact of this prospective presentation change to be material to our total revenue and expenses.
   In Note 20 (Revenue from Contracts with Customers) to Financial Statements in this Report, we describe our key sources of revenue that are within the scope of the new guidance, and include qualitative disclosures to describe how revenue is recognized for the types of services performed. In first quarter 2018, we will provide additional disaggregation of specific categories of revenue, including service charges on deposit accounts, brokerage advisory, trust and investment management, and card fees.

In addition to the list above, the following Updates are applicable to us but are not expected to have a material impact on our consolidated financial statements:

•
ASU 2017-11 – Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception

•	ASU 2017-09 – Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting

•	ASU 2017-07 – Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

•	ASU 2017-04 – Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

•
ASU 2017-03 – Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings (SEC Update)

•	ASU 2017-01 – Business Combinations (Topic 805): Clarifying the Definition of a Business

•	ASU 2016-16 – Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory

•	ASU 2016-15 – Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments

Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make forward-looking statements in our other documents filed or furnished with the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses and allowance levels; (iv) the appropriateness of the allowance for credit losses; (v) our expectations regarding net interest income and net interest margin; (vi) loan growth or the reduction or mitigation of risk in our loan portfolios; (vii) future capital or liquidity levels or targets and our estimated Common Equity Tier

1 ratio under Basel III capital standards; (viii) the performance of our mortgage business and any related exposures; (ix) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (x) future common stock dividends, common share repurchases and other uses of capital; (xi) our targeted range for return on assets and return on equity; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.
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

120	Wells Fargo & Company

important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters (including the impact of the Tax Cuts & Jobs Act), geopolitical matters, and the overall slowdown in global economic growth;

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

•
negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified team members, and our reputation;

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

Wells Fargo & Company	121

Risk Factors (continued)

our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business where we currently are the largest mortgage originator in the U.S. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. Although the U.S. economy has continued to gradually improve from the depressed levels of 2008 and early 2009, economic growth has been slow and uneven. In addition, the negative effects and continued uncertainty stemming from U.S. fiscal and political matters, including concerns about deficit levels, taxes and U.S. debt ratings, have impacted and may continue to impact the continuing global economic recovery. Moreover, geopolitical matters, including international political unrest or disturbances, Britain’s vote to withdraw from the European Union, as well as continued concerns over commodity prices and global economic difficulties, may impact the stability of financial markets and the global economy. In particular, Britain’s vote to withdraw from the European Union could increase economic barriers between Britain and the European Union, limit our ability to conduct business in the European Union, impose additional costs on us, subject us to different laws, regulations and/or regulatory authorities, or adversely impact our business, financial results and operating model. A prolonged period of slow growth in the global economy, particularly in the U.S., or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or dampen the global economic recovery, could materially adversely affect our financial results and condition.
A weakening in business or economic conditions, including higher unemployment levels or declines in home prices, can also adversely affect our borrowers’ ability to repay their loans, which can negatively impact our credit performance. If unemployment levels worsen or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial and CRE lenders in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Furthermore, weak economic conditions, as well as competition and/or increases in interest rates, could soften demand for our loans resulting in our retaining a much higher amount of lower yielding liquid assets on our balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and noninterest income and our earnings.
A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, mutual fund, securities brokerage, wealth management, and investment banking businesses. In 2017, approximately 25% of our revenue was fee income, which included trust and investment fees, card fees and other fees. We earn fee income from managing assets for others and providing brokerage and other investment advisory and wealth management services. Because investment management fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. The U.S. stock market experienced all-time highs in 2017, but also experienced significant volatility and there is no guarantee that high price levels will continue. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading and venture capital businesses. Any deterioration in global financial markets and economies, including as a result of any international political unrest or disturbances, may adversely affect the revenues and earnings of our international operations, particularly our global financial institution and correspondent banking services.
For more information, refer to the “Risk Management – Asset/Liability Management” and “– Credit Risk Management” sections in this Report.

Changes in interest rates and financial market values could reduce our net interest income and earnings, as well as our other comprehensive income, including as a result of recognizing losses or OTTI on the securities that we hold in our portfolio or trade for our customers.  Our net interest income is the interest we earn on loans, debt securities and other assets we hold less the interest we pay on our deposits, long-term and short-term debt, and other liabilities. Net interest income is a measure of both our net interest margin – the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding – and the amount of earning assets we hold. Changes in either our net interest margin or the amount or mix of earning assets we hold could affect our net interest income and our earnings. Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. If our funding costs rise faster than the yield we earn on our assets or if the yield we earn on our assets falls faster than our funding costs, our net interest margin could contract.
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

122	Wells Fargo & Company

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
The interest we earn on our loans may be tied to U.S.-denominated interest rates such as the federal funds rate while the interest we pay on our debt may be based on international rates such as LIBOR. If the federal funds rate were to fall without a corresponding decrease in LIBOR, we might earn less on our loans without any offsetting decrease in our funding costs. This could lower our net interest margin and our net interest income. In addition, our floating rate funding, certain hedging transactions, and certain of the products that we offer, such as floating rate loans and derivatives in connection with customer accommodation activities, reference a benchmark rate, such as LIBOR, or other financial metric in order to determine the applicable interest rate or payment amount. In the event any such benchmark rate or other referenced financial metric is significantly changed, replaced or discontinued (for example, if LIBOR is discontinued), there may be uncertainty or differences in the calculation of the applicable interest rate or payment amount depending on the terms of the governing instrument and there may be significant work required to transition to using any new benchmark rate or other financial metric. This could result in different financial performance for previously booked transactions, require different hedging strategies, or require renegotiation of previously booked transactions, and may impact our existing transaction data, products, systems, operations and pricing processes.
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
We generally do not hedge all of our interest rate risk. There is always the risk that changes in interest rates, credit spreads or option volatility could reduce our net interest income and earnings, as well as our other comprehensive income, in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may incur significant losses on debt securities we hold as investments. To reduce our interest rate risk, we may rebalance our investment and loan portfolios, refinance our debt and take other strategic actions. We may incur losses when we take such actions.
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

Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of the underlying collateral, we may be required to recognize OTTI in future periods. In particular, economic difficulties in the oil and gas industry resulting from prolonged low oil prices may further impact our energy sector investments and require us to recognize OTTI in these investments in future periods. Furthermore, the value of the securities we hold in our investment securities portfolio can fluctuate due to changes in interest rates and other factors. For example, the value of our investments in asset-backed securities can fluctuate due to changes in interest rates, credit spreads, and prepayment rates, as well as defaults by the borrowers on the underlying exposures. The value of our investments in municipal bonds may decline if tax reform, including lower income tax rates, affects the attractiveness of investing in such types of securities. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, and equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate the investment and risk management activities of our customers, as well as when we execute economic hedging to manage certain balance sheet risks. The securities held in these activities are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public securities and these securities also are subject to market fluctuations with gains and losses recognized in net income when realized and periodically include OTTI charges. In addition, although high market volatility can increase our exposure to trading-related losses, periods of low volatility may have an adverse effect on our businesses as a result of reduced customer activity levels. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there can be no assurance that our processes and strategies will be effective in avoiding losses that could have a material adverse effect on our financial results.
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

Wells Fargo & Company	123

Risk Factors (continued)

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
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets; and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. While market conditions have continued to improve since the financial crisis, there can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, concerns over geopolitical issues, commodity and currency prices, as well as global economic conditions, may cause financial market volatility.
In addition, concerns regarding U.S. government debt levels and any associated downgrade of U.S. government debt ratings may cause uncertainty and volatility as well. A downgrade of the sovereign debt ratings of the U.S. government or the debt ratings of related institutions, agencies or instrumentalities, as well as other fiscal or political events could, in addition to causing economic and financial market disruptions, materially adversely affect the market value of the U.S. government securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of our business and our financial results and condition.

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
If we are unable to continue to fund our assets through customer bank deposits or access capital markets on favorable terms or if we suffer an increase in our borrowing costs or otherwise fail to manage our liquidity effectively (including on an intraday basis), our liquidity, net interest margin, financial results and condition may be materially adversely affected. As we did during the financial crisis, we may also need, or be required by our regulators, to raise additional capital through the issuance of common stock, which could dilute the ownership of existing stockholders, or reduce or even eliminate our common stock dividend to preserve capital or in order to raise additional capital.
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
For information on our credit ratings, see the “Risk Management – Asset/Liability Management – Liquidity and

124	Wells Fargo & Company

Funding – Credit Ratings” section and for information regarding additional collateral and funding obligations required of certain derivative instruments in the event our credit ratings were to fall below investment grade, see Note 16 (Derivatives) to Financial Statements in this Report.

We rely on dividends from our subsidiaries for liquidity, and federal and state law, as well as certain contractual arrangements, can limit those dividends. Wells Fargo & Company, the parent holding company (the “Parent”), is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its funding and liquidity from dividends and other distributions from its subsidiaries. We generally use these dividends and distributions, among other things, to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends and distributions that our bank and some of our nonbank subsidiaries, including our broker-dealer subsidiaries, may pay to the Parent. In addition, under a Support Agreement (the “Support Agreement”) dated June 28, 2017 among the Parent, WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), and Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, and Wells Fargo Clearing Services, LLC, each an indirect subsidiary of the Parent, the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
For more information, refer to the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2017 Form 10-K and to Note 3 (Cash, Loan and Dividend Restrictions) and Note 27 (Regulatory and Agency Capital Requirements) to Financial Statements in this Report.

RISKS RELATED TO FINANCIAL REGULATORY REFORM AND OTHER LEGISLATION AND REGULATIONS

Enacted legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage and mutual fund businesses, are subject to significant and extensive regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where we conduct business. These regulations protect depositors, federal deposit insurance funds, consumers, investors, team members, and the banking and financial system as a whole, not necessarily our security holders. Economic, market and political conditions during the past few years have led to a significant amount of legislation and regulation in the U.S. and abroad affecting the financial services industry, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue in businesses or impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences. In addition, greater government oversight and scrutiny of financial services companies has increased our operational and compliance costs as we must continue to devote substantial resources to enhancing our procedures and controls and meeting heightened regulatory standards and expectations. Any failure to meet regulatory requirements, standards or expectations could result in fees, penalties, restrictions on our ability to engage in certain business activities, or other adverse consequences.
On July 21, 2010, the Dodd-Frank Act, the most significant financial reform legislation since the 1930s, became law. The Dodd-Frank Act, among other things, imposes significant requirements and restrictions impacting the financial services industry. The Dodd-Frank Act, including current and future rules implementing its provisions and the interpretation of those rules, could result in a loss of revenue, require us to change certain of our business practices, limit our ability to pursue certain business opportunities, increase our capital requirements and impose additional assessments and costs on us and otherwise adversely affect our business operations and have other negative consequences.
Our consumer businesses, including our mortgage, automobile, credit card and other consumer lending and non-lending businesses, are subject to numerous and, in many cases, highly complex consumer protection laws and regulations, as well as enhanced regulatory scrutiny and more and expanded regulatory examinations and/or investigations. In particular, we may be negatively affected by the activities of the Consumer Financial Protection Bureau (CFPB), which has broad rulemaking powers and supervisory authority over consumer financial products and services. Although the full impact of the CFPB on our businesses is uncertain, the CFPB’s activities may increase our compliance costs and require changes in our business practices as a result of new regulations and requirements which could limit or negatively affect the products and services that we currently offer our customers. For example, the CFPB has issued a number of rules impacting residential mortgage lending practices and prepaid cards. If we fail to meet enhanced regulatory requirements and expectations with respect to our consumer businesses, we may be subject to increased costs, fines, penalties, restrictions on our business activities including the products and services we can provide, and/or harm to our reputation.
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

Wells Fargo & Company	125

Risk Factors (continued)

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
Our businesses are also subject to laws and regulations enacted by U.S. and non-U.S. regulators and governmental authorities relating to the privacy of the information of customers, team members and others. These laws and regulations, among other things, increase our compliance obligations; have a significant impact on our businesses’ collection, processing, sharing, use, and retention of personal data and reporting of data breaches; and provide for significantly increased penalties for non-compliance.
In April 2016, the U.S. Department of Labor adopted a rule under the Employee Retirement Income Security Act of 1974 (ERISA) that, among other changes and subject to certain exceptions, as of the applicability date of June 9, 2017, makes anyone, including broker-dealers, providing investment advice to retirement investors a fiduciary who must act in the best interest of clients when providing investment advice for direct or indirect compensation to a retirement plan, to a plan fiduciary, participant or beneficiary, or to an investment retirement account (IRA) or IRA holder. The rule impacts the manner in which business is conducted with retirement investors and affects product offerings with respect to retirement plans and IRAs.
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
In March 2017, we announced that the OCC had downgraded our most recent Community Reinvestment Act (CRA) rating, which covers the years 2009-2012, to “Needs to Improve” due to previously issued regulatory consent orders. A “Needs to Improve” rating imposes regulatory restrictions and limitations on certain of the Company’s nonbank activities, including its ability to engage in certain nonbank mergers and acquisitions or undertake new financial in nature activities, and CRA performance is taken into account by regulators in reviewing applications to establish bank branches and for approving proposed bank mergers and acquisitions. The rating also results in the loss of expedited processing of applications to undertake certain activities, and requires the Company to receive prior regulatory approval for certain activities, including to issue or prepay certain subordinated debt obligations, open or relocate bank branches, or make certain public welfare investments. In addition, a “Needs to Improve” rating could have an impact on the Company’s relationships with certain states, counties, municipalities or other public agencies to the extent applicable law, regulation or policy limits, restricts or influences whether such entity may do business with a company that has a below “Satisfactory” rating.
On February 2, 2018, the Company entered into a consent order with the FRB, which requires the Company to submit to the FRB within 60 days of the date of the consent order plans to further enhance the Board's governance oversight and the Company’s compliance and operational risk management. The consent order also requires third-party reviews related to the adoption and implementation of such plans by September 30, 2018. Until these third-party reviews are complete and the plans are approved and implemented to the satisfaction of the FRB, the Company’s total consolidated assets will be limited to the level as of December 31, 2017, which could adversely affect our results of operations or financial condition. Compliance with this asset cap will be measured on a two-quarter daily average basis to allow for management of temporary fluctuations. Once the asset cap limitation is removed, a second third-party review must be conducted to assess the efficacy and sustainability of the improvements. The Company may be subject to further actions, including the imposition of consent orders or similar regulatory agreements or civil money penalties, by other federal regulators regarding similar issues, including the Company’s risk management policies and procedures.
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

126	Wells Fargo & Company

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
For more information, refer to the “Regulatory Matters” section in this Report and the “Regulation and Supervision” section in our 2017 Form 10-K.

We could be subject to more stringent capital, leverage or liquidity requirements or restrictions on our growth, activities or operations if regulators determine that our resolution or recovery plan is deficient. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo has prepared and filed a resolution plan, a so-called “living will,” that is designed to facilitate our resolution in the event of material distress or failure. There can be no assurance that the FRB or FDIC will respond favorably to the Company’s resolution plans. If the FRB or FDIC determines that our resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB or FDIC ultimately determines that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations.
We must also prepare and submit to the FRB a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. Recovery options include the possible sale, transfer or disposal of assets, securities, loan portfolios or businesses. Our insured national bank subsidiary, Wells Fargo Bank, N.A. (the “Bank”), must also prepare and submit to the OCC a recovery plan that sets forth the Bank’s plan to remain a going concern when the Bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If the FRB or the OCC determines that our recovery plan is deficient, they may impose fines, restrictions on our business or ultimately require us to divest assets.

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
The strategy described in our most recent resolution plan submission is a multiple point of entry strategy; however, we have made a decision to move to a single point of entry strategy for our next resolution plan submission. We are not obligated to maintain either a single point of entry or multiple point of entry strategy, and the strategies reflected in our resolution plan submissions are not binding in the event of an actual resolution of Wells Fargo, whether conducted under the U.S. Bankruptcy Code or by the FDIC under the orderly liquidation authority.
To facilitate the orderly resolution of systemically important financial institutions in case of material distress or failure, federal banking regulations require that institutions, such as Wells Fargo, maintain a minimum amount of equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. Federal banking regulators have also required measures to facilitate the continued operation of operating subsidiaries notwithstanding the failure of their parent companies, such as limitations on parent guarantees, and have issued guidance encouraging institutions to take legally binding measures to provide capital and liquidity resources to certain subsidiaries in order to facilitate an orderly resolution. In response to the regulators’ guidance and to facilitate the orderly resolution of the Company using either a single point of entry or multiple point of entry resolution strategy, on June 28, 2017, the Parent entered into the Support Agreement with WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), and the Bank, Wells Fargo Securities, LLC (“WFS”), and Wells Fargo Clearing Services, LLC (“WFCS”), each an indirect subsidiary of the Parent. Pursuant to the Support Agreement, the Parent transferred a significant amount of its assets, including the majority of its cash, deposits, liquid securities and intercompany loans (but excluding its equity interests in its subsidiaries and certain other assets), to the IHC and will continue to transfer those types of assets to the IHC from time to time. In the event of our material financial distress or failure, the IHC will be obligated to use the transferred assets to provide capital and/or liquidity to the Bank pursuant to the Support Agreement and to WFS and WFCS through repurchase facilities entered into in connection with the Support Agreement. Under the Support Agreement, the IHC will also provide funding and liquidity to the Parent through subordinated notes and a committed line of credit, which, together with the issuance of dividends, is expected to provide the Parent, during business as usual operating conditions, with the same access to cash necessary to service its debts, pay dividends, repurchase its shares, and perform its other obligations as it would have had if

Wells Fargo & Company	127

Risk Factors (continued)

it had not entered into these arrangements and transferred any assets. If certain liquidity and/or capital metrics fall below defined triggers, the subordinated notes would be forgiven and the committed line of credit would terminate, which could materially and adversely impact the Parent’s liquidity and its ability to satisfy its debts and other obligations, and could result in the commencement of bankruptcy proceedings by the Parent at an earlier time than might have otherwise occurred if the Support Agreement were not implemented. The Parent's and the IHC's respective obligations under the Support Agreement are secured pursuant to a related security agreement.
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

Bank regulations, including Basel capital and liquidity standards and FRB guidelines and rules, may require higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business, or provide loans or other products and services to our customers.  The Company and each of our insured depository institutions are subject to various regulatory capital adequacy requirements administered by federal banking regulators. In particular, the Company is subject to final and interim final rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. These rules are based on international guidelines for determining regulatory capital issued by the Basel Committee on Banking Supervision (BCBS). The federal banking regulators’ capital rules, among other things, require on a fully phased-in basis:

•
a minimum Common Equity Tier 1 (CET1) ratio of 9.0%, comprised of a 4.5% minimum requirement plus a capital conservation buffer of 2.5% and for us, as a global systemically important bank (G-SIB), a capital surcharge to be calculated annually, which is 2.0% based on our year-end 2016 data;

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
Because the Company has been designated as a G-SIB, we will also be subject to the FRB’s rule implementing the additional capital surcharge of between 1.0-4.5% on G-SIBs. Under the rule, we must annually calculate our surcharge under two prescribed methods and use the higher of the two surcharges. The G-SIB surcharge will be phased in beginning on January 1, 2016 and become fully effective on January 1, 2019. Based on year-end 2016 data, our 2018 G-SIB surcharge is 2.0% of the Company’s RWAs. However, because the G-SIB surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future periods.
In April 2014, federal banking regulators finalized a rule that enhances the SLR requirements for BHCs, like Wells Fargo, and their insured depository institutions. The SLR consists of tier 1 capital under Basel III divided by the Company’s total leverage exposure. Total leverage exposure consists of the total average on-balance sheet assets, plus off-balance sheet exposures, such as undrawn commitments and derivative exposures, less amounts permitted to be deducted from tier 1 capital. The rule, which became effective on January 1, 2018, requires a covered BHC to maintain a SLR of at least 5.0% (comprised of the 3.0% minimum requirement plus a supplementary leverage buffer of 2.0%) to avoid restrictions on capital distributions and discretionary bonus payments. The rule also requires that all of our insured depository institutions maintain a SLR of 6.0% under applicable regulatory capital adequacy guidelines.
In December 2016, the FRB finalized rules to address the amount of equity and unsecured long-term debt a U.S. G-SIB must hold to improve its resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). Under the rules, which become effective on January 1, 2019, U.S. G-SIBs will be required to have a minimum TLAC amount (consisting of CET1 capital and additional tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) equal to the greater of (i) 18% of RWAs and (ii) 7.5% of total leverage exposure (the denominator of the SLR calculation). Additionally, U.S. G-SIBs will be required to maintain (i) a TLAC buffer equal to 2.5% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method one of the G-SIB calculation plus any applicable countercyclical buffer that will be added to the 18% minimum and (ii) an external TLAC leverage buffer equal to 2.0% of total leverage exposure that will be added to the 7.5% minimum, in order to avoid restrictions on capital distributions and discretionary bonus payments. The rules will also require U.S. G-SIBs to have a minimum amount of eligible unsecured long-term debt equal to the greater of (i) 6.0% of RWAs plus the firm’s applicable G-SIB capital surcharge calculated under method two of the G-SIB calculation and (ii) 4.5% of the total leverage exposure. In addition, the rules will impose certain restrictions on the operations and liabilities of the top-tier or covered BHC in order to further facilitate an orderly resolution, including prohibitions on the issuance of short-term debt to external investors and on entering into derivatives and certain other types of financial contracts with external counterparties. While the rules permit permanent grandfathering of a significant portion of otherwise ineligible long-term debt that was issued prior to December 31, 2016, long-

128	Wells Fargo & Company

term debt issued after that date must be fully compliant with the eligibility requirements of the rules in order to count toward the minimum TLAC amount. As a result of the rules, we will need to issue additional long-term debt to remain compliant with the requirements.
In September 2014, federal banking regulators issued a final rule that implements a quantitative liquidity requirement consistent with the liquidity coverage ratio (LCR) established by the BCBS. The rule requires banking institutions, such as Wells Fargo, to hold high-quality liquid assets, such as central bank reserves and government and corporate debt that can be converted easily and quickly into cash, in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. The FRB also finalized rules imposing enhanced liquidity management standards on large BHCs such as Wells Fargo, and has finalized a rule that requires large bank holding companies to publicly disclose on a quarterly basis certain quantitative and qualitative information regarding their LCR calculations.
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
For more information, refer to the “Capital Management” and “Regulatory Matters” sections in this Report and the “Regulation and Supervision” section of our 2017 Form 10-K.

FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies are beyond our control and can be hard to predict. The FRB recently increased the target range for the federal funds rate by 25 basis points to a target range of 125 to 150 basis points. The FRB has stated that in determining the timing and size of any future adjustments to the target range for the federal funds rate, the FRB will assess realized and expected economic conditions relative to its objectives of maximum employment and 2% inflation. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin as it may result in us holding lower yielding loans and investment securities on our balance sheet.

CREDIT RISK

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
Our provision for credit losses was $400 million less than net charge-offs in 2017 and $250 million more than net charge-offs in 2016, which had a positive effect on our earnings in 2017 but a negative effect in 2016. Future allowance levels may increase or decrease based on a variety of factors, including loan growth, portfolio performance and general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2017, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions or if we

Wells Fargo & Company	129

Risk Factors (continued)

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
Challenges and/or changes in foreign economic conditions may increase our foreign credit risk. Our foreign loan exposure represented approximately 7% of our total consolidated outstanding loans and 4% of our total assets at December 31, 2017. Economic difficulties in foreign jurisdictions could also indirectly have a material adverse effect on our credit performance and results of operations and financial condition to the extent they negatively affect the U.S. economy and/or our borrowers who have foreign operations.
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
For more information, refer to the “Risk Management – Credit Risk Management” section in this Report.

RISKS RELATED TO OUR MORTGAGE BUSINESS

Our mortgage banking revenue can be volatile from quarter to quarter, including from the impact of changes in interest rates on our origination activity and on the value of our MSRs, MHFS and associated economic hedges, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We were the largest mortgage originator and residential mortgage servicer in the U.S. as of December 31, 2017, and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. As a result of our mortgage servicing business, we have a sizeable portfolio of MSRs. An MSR is the right to service a mortgage loan – collect principal, interest and escrow amounts – for a fee. We acquire MSRs when we retain the servicing rights after we sell or securitize the loans we have originated or when we purchase the servicing rights to mortgage loans originated by other lenders. We initially measure and carry all our residential MSRs using the fair value measurement method. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Each quarter we evaluate the fair value of our MSRs, and any decrease in fair value reduces earnings in the period in which the decrease occurs. We also measure at fair value MHFS for which an active secondary market and readily available market prices exist. In addition, we measure at fair value certain other interests we hold related to residential loan sales and securitizations. Similar to other interest-bearing securities, the value of these MHFS and other interests may be negatively affected by changes in interest rates. For example, if market interest rates increase relative to the yield on these MHFS and other interests, their fair value may fall.
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

130	Wells Fargo & Company

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
We rely on GSEs to purchase mortgage loans that meet their conforming loan requirements and on the Federal Housing Authority (FHA) to insure loans that meet their policy requirements. These loans are then securitized into either GSE or GNMA securities that are sold to investors. In order to meet customer needs, we also originate loans that do not conform to either GSE or FHA standards, which are referred to as “nonconforming” loans. We generally retain these nonconforming loans on our balance sheet. When we retain a loan on our balance sheet not only do we forgo fee revenue and keep the credit risk of the loan but we also do not receive any sale proceeds that could be used to generate new loans. If we were unable or unwilling to continue retaining nonconforming loans on our balance sheet, whether due to regulatory, business or other reasons, our ability to originate new nonconforming loans may be reduced, thereby reducing the interest income we earn from originating these loans. Similarly, if the GSEs or the FHA were to limit or reduce their purchases or insuring of loans, our ability to fund, and thus originate new mortgage loans, could also be reduced. We cannot assure that the GSEs or the FHA will not materially limit their purchases or insuring of conforming loans or change their criteria for what constitutes a conforming loan (e.g., maximum loan amount or borrower eligibility). Each of the GSEs is currently in conservatorship, with its primary regulator, the Federal Housing Finance Agency acting as conservator. We cannot predict if, when or how the conservatorship will end, or any associated changes to the GSEs business structure and operations that could result. As noted above, there are various proposals to reform the housing finance market in the U.S., including the role of the GSEs in the housing finance market. The impact of any such regulatory reform regarding the housing finance market and the GSEs, including whether the GSEs will continue to exist in their current form, as well as any effect on the Company’s business and financial results, are uncertain.
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

Wells Fargo & Company	131

Risk Factors (continued)

loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions and servicing flood zone properties.  We act as servicer and/or master servicer for mortgage loans included in securitizations and for unsecuritized mortgage loans owned by investors. As a servicer or master servicer for those loans we have certain contractual obligations to the securitization trusts, investors or other third parties, including, in our capacity as a servicer, foreclosing on defaulted mortgage loans or, to the extent consistent with the applicable securitization or other investor agreement, considering alternatives to foreclosure such as loan modifications or short sales and, in our capacity as a master servicer, overseeing the servicing of mortgage loans by the servicer. In addition, we may have certain servicing obligations for properties that fall within a flood zone. If we commit a material breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period of time following notice, which can generally be given by the securitization trustee or a specified percentage of security holders, causing us to lose servicing income. In addition, we may be required to indemnify the securitization trustee against losses from any failure by us, as a servicer or master servicer, to perform our servicing obligations or any act or omission on our part that involves willful misfeasance, bad faith or gross negligence. Furthermore, if any of the companies that insure the mortgage loans in our servicing portfolio experience financial difficulties or credit downgrades, we may incur additional costs to obtain replacement insurance coverage with another provider, possibly at a higher cost than the coverage we would replace. For certain investors and/or certain transactions, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer or master servicer, or increased loss severity on such repurchases, we may have a significant reduction to net servicing income within mortgage banking noninterest income.
We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. We may also incur costs if we are unable to meet certain foreclosure timelines as prescribed by GSE or other government servicing guidelines. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure or other servicing related costs. We may be subject to fines and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our mortgage servicing practices, including with respect to our foreclosure practices or our servicing of flood zone properties. Any of these actions may harm our reputation, negatively affect our residential mortgage origination or servicing business, or result in material fines, penalties, equitable remedies, or other enforcement actions.
For more information, refer to the “Risk Management – Credit Risk Management – Liability for Mortgage Loan Repurchase Losses” and “– Risks Relating to Servicing Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” sections and Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments) and Note 15 (Legal Actions) to Financial Statements in this Report.

OPERATIONAL AND LEGAL RISK

A failure in or breach of our operational or security systems, controls or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.  As a large financial institution that serves over 70 million customers through more than 8,300 locations, 13,000 ATMs, the internet, mobile banking and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout the U.S. and internationally, and as customer, public, legislative and regulatory expectations regarding operational and information security have increased, our operational systems, controls and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly, become insufficient based on our evolving business needs, or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there could be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of internet or website availability; climate change related impacts and natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks. Furthermore, enhancements and upgrades to our infrastructure or operating systems may be time-consuming, entail significant costs, and create risks associated with implementing new systems and integrating them with existing ones. Due to the complexity and interconnectedness of our systems, the process of enhancing our infrastructure and operating systems, including their security measures, can itself create a risk of system disruptions and security issues. Although we have business continuity plans and other safeguards in place, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers.
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

132	Wells Fargo & Company

Those parties also may attempt to misrepresent personal or financial information to obtain loans or other financial products from us or attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, hardware, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablet PC’s, and other mobile devices that are beyond our control systems. Although we believe we have robust information security procedures and controls, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or otherwise disrupt Wells Fargo’s or its customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations, we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers.
Third parties with which we do business or that facilitate our business activities, including exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could also be sources of operational risk and information security risk to us, including from cyber attacks, information breaches or loss, breakdowns, disruptions or failures of their own systems or infrastructure, or any deficiencies in the performance of their responsibilities. Furthermore, as a result of financial institutions and technology systems becoming more interconnected and complex, any operational or information security incident at a third party may increase the risk of loss or material impact to us or the financial industry as a whole. Moreover, because we rely on third parties to provide services to us and facilitate certain of our business activities, we face increased operational risk. If third parties we rely on do not adequately or appropriately provide their services or perform their responsibilities, or we do not effectively manage or oversee these third party relationships, we may suffer material harm, including business disruptions, losses or costs to remediate any of the deficiencies, reputational damage, legal or regulatory proceedings, or other adverse consequences.
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
Disruptions or failures in the physical infrastructure, controls or operating systems that support our businesses and customers, cyber attacks on us or third parties with which we do business or that facilitate our business activities, or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, financial losses, the inability of our customers to transact business with us, violations of applicable privacy and other laws, regulatory fines, penalties or intervention, litigation exposure, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Our framework for managing risks may not be fully effective in mitigating risk and loss to us.  Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated, identified or managed. Our risk management framework is also dependent on ensuring that effective operational controls and a sound culture exist throughout the Company. The inability to develop effective operational controls or to foster the appropriate culture in each of our lines of business could adversely impact the effectiveness of our risk management framework. Similarly, if we are unable to effectively manage our business or operations, we may be exposed to increased risks or unexpected losses. We are also exposed to risks if we do not accurately or completely execute a process or transaction, whether due to human error or otherwise. In certain instances, we rely on models to measure, monitor and predict risks, such as market and interest rate risks, as well as to help inform business decisions; however, there is no assurance that these models will appropriately capture all relevant risks or accurately predict future events or exposures. In addition, we rely on data to aggregate and assess our various risk exposures and business activities, and any issues with the quality or effectiveness of our data aggregation and validation procedures could result in ineffective risk management practices or business decisions or inaccurate regulatory or other risk reporting. The recent financial and credit crisis and resulting regulatory reform highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain

Wells Fargo & Company	133

Risk Factors (continued)

focused on ensuring that financial institutions build and maintain robust risk management policies and practices. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

Risks related to sales practices and other instances where customers may have experienced financial harm. Various government entities and offices have undertaken formal or informal inquiries, investigations or examinations arising out of certain sales practices of the Company that were the subject of settlements with the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency and the Office of the Los Angeles City Attorney announced by the Company on September 8, 2016. In addition to imposing monetary penalties and other sanctions, regulatory authorities may require admissions of wrongdoing and compliance with other conditions in connection with such matters, which can lead to restrictions on our ability to engage in certain business activities or offer certain products or services, limitations on our ability to access capital markets, limitations on capital distributions, the loss of customers, and/or other direct and indirect adverse consequences. A number of lawsuits have also been filed by non-governmental parties seeking damages or other remedies related to these sales practices. The ultimate resolution of any of these pending legal proceedings or government investigations, depending on the sanctions and remedy sought and granted, could materially adversely affect our results of operations and financial condition. We may also incur additional costs and expenses in order to address and defend these pending legal proceedings and government investigations, and we may have increased compliance and other costs related to these matters. Furthermore, negative publicity or public opinion resulting from these matters may increase the risk of reputational harm to our business, which can impact our ability to keep and attract customers, affect our ability to attract and retain qualified team members, result in the loss of revenue, or have other material adverse effects on our results of operations and financial condition. In addition, the ultimate results and conclusions of our company-wide review of sales practices issues are still pending and could lead to an increase in the identified number of potentially impacted customers, additional legal or regulatory proceedings, compliance and other costs, reputational damage, the identification of issues in our practices or methodologies that were used to identify, prevent or remediate sales practices related matters, the loss of additional team members, or further changes in policies and procedures that may impact our business.
Furthermore, our priority of rebuilding trust has included an ongoing effort to identify other areas or instances where customers may have experienced financial harm. For example, as we centralize operations in our automobile lending business and tighten controls and oversight of third-party risk management, we have identified certain issues related to historical practices concerning the origination, servicing, and/or collection of consumer automobile loans, including related insurance products. The identification of such other areas or instances where customers may have experienced financial harm could lead to, and in some cases has already resulted in, additional remediation costs, loss of revenue or customers, legal or regulatory proceedings, compliance and other costs, reputational damage, or other adverse consequences.
For more information, refer to the “Overview – Sales Practices Matters” and “– Additional Efforts to Rebuild Trust”

sections and Note 15 (Legal Actions) to Financial Statements in this Report.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations, or from any failure to meet regulatory standards or expectations.  We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, we are subject to heightened compliance and regulatory oversight and expectations, particularly due to the evolving and increasing regulatory landscape we operate in. In addition, a single event or issue may give rise to numerous and overlapping investigations and proceedings, either by multiple federal and state agencies in the U.S. or by multiple regulators and other governmental entities in different jurisdictions. Also, the laws and regulations in jurisdictions in which we operate may be different or even conflict with each other, such as differences between U.S. federal and state law or differences between U.S. and foreign laws as to the products and services we may offer or other business activities we may engage in, which can lead to compliance difficulties or issues. Furthermore, many legal and regulatory regimes require us to report transactions and other information to regulators and other governmental authorities, self-regulatory organizations, exchanges, clearing houses and customers. We are also required to withhold funds and make various tax-related payments, relating to our own tax obligations and those of our customers. We may be subject to fines, penalties, restrictions on our business, or other negative consequences if we do not timely, completely, or accurately provide regulatory reports, customer notices or disclosures, or make tax-related withholdings or payments, on behalf of ourselves or our customers. Moreover, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control (OFAC) that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties or restrictions on certain activities for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. Any violation of these or other applicable laws or regulatory requirements, even if inadvertent or unintentional, or any failure to meet regulatory standards or expectations could result in fees, penalties, restrictions on our ability to engage in certain business activities, reputational harm, loss of customers or other negative consequences.

Negative publicity, including as a result of our actual or alleged conduct or public opinion of the financial services industry generally, could damage our reputation and business.  Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business and has increased substantially because of the financial crisis, our size and profile in the financial services industry, and sales practices related matters and other instances where customers may have experienced financial harm. The reputation of the financial services industry in general has been damaged as a result of the financial crisis and other matters affecting the financial services industry, and negative public opinion about the financial services industry generally or Wells Fargo specifically could adversely affect our ability to keep

134	Wells Fargo & Company

and attract customers. Negative public opinion could result from our actual or alleged conduct in any number of activities, including sales practices; mortgage, automobile or other consumer lending practices; servicing and foreclosure activities; management of client accounts or investments; lending, investing or other business relationships; corporate governance; regulatory compliance; risk management; and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community or other organizations in response to that conduct. Although we have policies and procedures in place intended to detect and prevent conduct by team members and third party service providers that could potentially harm customers or our reputation, there is no assurance that such policies and procedures will be fully effective in preventing such conduct. Furthermore, our actual or perceived failure to address or prevent any such conduct or otherwise to effectively manage our business or operations could result in significant reputational harm. In addition, because we conduct most of our businesses under the “Wells Fargo” brand, negative public opinion about one business also could affect our other businesses. The proliferation of social media websites utilized by Wells Fargo and other third parties, as well as the personal use of social media by our team members and others, including personal blogs and social network profiles, also may increase the risk that negative, inappropriate or unauthorized information may be posted or released publicly that could harm our reputation or have other negative consequences, including as a result of our team members interacting with our customers in an unauthorized manner in various social media outlets.
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

Risks related to legal actions.  Wells Fargo and some of its subsidiaries are involved in judicial, regulatory, arbitration, and other proceedings or investigations concerning matters arising from the conduct of our business activities. Although we believe we have a meritorious defense in all significant legal actions pending against us, there can be no assurance as to the ultimate outcome. We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. We may still incur costs for a legal action even if we have not established an accrual. In addition, the actual cost of resolving a legal action may be substantially higher than any amounts accrued for that action. The ultimate resolution of a pending legal proceeding or investigation, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition.
As noted above, we are subject to heightened regulatory oversight and scrutiny, which may lead to regulatory investigations, proceedings or enforcement actions. In addition to imposing monetary penalties and other sanctions, regulatory authorities may require criminal pleas or other admissions of wrongdoing and compliance with other conditions in connection with settling such matters, which can lead to reputational harm, loss of customers, restrictions on the ability to access capital markets, limitations on capital distributions, the inability to engage in certain business activities or offer certain products or services, and/or other direct and indirect adverse effects.
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

Our ability to attract and retain qualified team members is critical to the success of our business and failure to do so could adversely affect our business performance, competitive position and future prospects.  The success of Wells Fargo is heavily dependent on the talents and efforts of our team members, including our senior leaders, and in many areas of our business, including commercial banking, brokerage, investment advisory, capital markets, risk management and technology, the competition for highly qualified personnel is intense. We also seek to retain a pipeline of team members to provide continuity of succession for our senior leadership positions. In order to attract and retain

Wells Fargo & Company	135

Risk Factors (continued)

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

RISKS RELATED TO ACQUISITIONS

Acquisitions may require regulatory approvals and conditions, and we may experience difficulty integrating any acquired company or business.  We regularly explore opportunities to expand our products, services and assets by acquiring companies or businesses in the financial services industry. We generally must receive federal regulatory approvals before we can acquire a bank, bank holding company or certain other financial services businesses depending on the size of the financial services business to be acquired. As a result of the Dodd-Frank Act and concerns regarding the large size of financial institutions such as Wells Fargo, the regulatory process for approving acquisitions has become more complex and regulatory approvals may be more difficult to obtain. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We might be required to sell banks, branches and/or business units or assets or issue additional equity as a condition to receiving regulatory approval for an acquisition. When we do announce an acquisition, our stock price may fall depending on the size of the acquisition, the type of business to be acquired, the purchase price, and the potential dilution to existing stockholders or our

136	Wells Fargo & Company

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

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2018 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2017, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2017.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during any quarter in 2017 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2017, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Wells Fargo & Company	137

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on Internal Control Over Financial Reporting

We have audited Wells Fargo & Company and Subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and our report dated March 1, 2018, expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

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

/s/ KPMG LLP

San Francisco, California
March 1, 2018

138	Wells Fargo & Company

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2017	2016	2015
Interest income
Trading assets	$2,928	2,506	1,971
Investment securities	10,664	9,248	8,937
Mortgages held for sale	786	784	785
Loans held for sale	12	9	19
Loans	41,388	39,505	36,575
Other interest income	3,131	1,611	990
Total interest income	58,909	53,663	49,277
Interest expense
Deposits	3,013	1,395	963
Short-term borrowings	758	330	64
Long-term debt	5,157	3,830	2,592
Other interest expense	424	354	357
Total interest expense	9,352	5,909	3,976
Net interest income	49,557	47,754	45,301
Provision for credit losses	2,528	3,770	2,442
Net interest income after provision for credit losses	47,029	43,984	42,859
Noninterest income
Service charges on deposit accounts	5,111	5,372	5,168
Trust and investment fees	14,495	14,243	14,468
Card fees	3,960	3,936	3,720
Other fees	3,557	3,727	4,324
Mortgage banking	4,350	6,096	6,501
Insurance	1,049	1,268	1,694
Net gains from trading activities	1,053	834	614
Net gains on debt securities (1)	479	942	952
Net gains from equity investments (2)	1,268	879	2,230
Lease income	1,907	1,927	621
Other	1,603	1,289	464
Total noninterest income	38,832	40,513	40,756
Noninterest expense
Salaries	17,363	16,552	15,883
Commission and incentive compensation	10,442	10,247	10,352
Employee benefits	5,566	5,094	4,446
Equipment	2,237	2,154	2,063
Net occupancy	2,849	2,855	2,886
Core deposit and other intangibles	1,152	1,192	1,246
FDIC and other deposit assessments	1,287	1,168	973
Other	17,588	13,115	12,125
Total noninterest expense	58,484	52,377	49,974
Income before income tax expense	27,377	32,120	33,641
Income tax expense	4,917	10,075	10,365
Net income before noncontrolling interests	22,460	22,045	23,276
Less: Net income from noncontrolling interests	277	107	382
Wells Fargo net income	$22,183	21,938	22,894
Less: Preferred stock dividends and other	1,629	1,565	1,424
Wells Fargo net income applicable to common stock	$20,554	20,373	21,470
Per share information
Earnings per common share	$4.14	4.03	4.18
Diluted earnings per common share	4.10	3.99	4.12
Dividends declared per common share	1.540	1.515	1.475
Average common shares outstanding	4,964.6	5,052.8	5,136.5
Diluted average common shares outstanding	5,017.3	5,108.3	5,209.8

(1)
Total other-than-temporary impairment (OTTI) losses were $205 million, $207 million and $136 million for the years ended December 31, 2017, 2016 and 2015, respectively. Of total OTTI, losses of $262 million, $189 million and $183 million were recognized in earnings, and losses (reversal of losses) of $(57) million, $18 million and $(47) million were recognized as non-credit-related OTTI in other comprehensive income for the years ended December 31, 2017, 2016 and 2015, respectively.

(2)	Includes OTTI losses of $344 million, $453 million and $376 million for the years ended December 31, 2017, 2016 and 2015, respectively.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	139

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2017	2016	2015
Wells Fargo net income	$22,183	21,938	22,894
Other comprehensive income (loss), before tax:
Investment securities:
Net unrealized gains (losses) arising during the period	2,719	(3,458)	(3,318)
Reclassification of net gains to net income	(737)	(1,240)	(1,530)
Derivatives and hedging activities:
Net unrealized gains (losses) arising during the period	(540)	177	1,549
Reclassification of net gains on cash flow hedges to net income	(543)	(1,029)	(1,089)
Defined benefit plans adjustments:
Net actuarial and prior service gains (losses) arising during the period	49	(52)	(512)
Amortization of net actuarial loss, settlements and other to net income	153	158	114
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	96	(3)	(137)
Reclassification of net gains to net income	—	—	(5)
Other comprehensive income (loss), before tax	1,197	(5,447)	(4,928)
Income tax (expense) benefit related to other comprehensive income	(434)	1,996	1,774
Other comprehensive income (loss), net of tax	763	(3,451)	(3,154)
Less: Other comprehensive income (loss) from noncontrolling interests	(62)	(17)	67
Wells Fargo other comprehensive income (loss), net of tax	825	(3,434)	(3,221)
Wells Fargo comprehensive income	23,008	18,504	19,673
Comprehensive income from noncontrolling interests	215	90	449
Total comprehensive income	$23,223	18,594	20,122
The accompanying notes are an integral part of these statements.

140	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
	Dec 31,	Dec 31,
(in millions, except shares)	2017	2016
Assets
Cash and due from banks	$23,367	20,729
Federal funds sold, securities purchased under resale agreements and other short-term investments	272,605	266,038
Trading assets	92,329	74,397
Investment securities:
Available-for-sale, at fair value	277,085	308,364
Held-to-maturity, at cost (fair value $138,985 and $99,155)	139,335	99,583
Mortgages held for sale (includes $16,116 and $22,042 carried at fair value) (1)	20,070	26,309
Loans held for sale	108	80
Loans (includes $376 and $758 carried at fair value) (1)	956,770	967,604
Allowance for loan losses	(11,004)	(11,419)
Net loans	945,766	956,185
Mortgage servicing rights:
Measured at fair value	13,625	12,959
Amortized	1,424	1,406
Premises and equipment, net	8,847	8,333
Goodwill	26,587	26,693
Derivative assets	12,228	14,498
Other assets (includes $4,867 and $3,275 carried at fair value) (1)	118,381	114,541
Total assets (2)	$1,951,757	1,930,115
Liabilities
Noninterest-bearing deposits	$373,722	375,967
Interest-bearing deposits	962,269	930,112
Total deposits	1,335,991	1,306,079
Short-term borrowings	103,256	96,781
Derivative liabilities	8,796	14,492
Accrued expenses and other liabilities	70,615	57,189
Long-term debt	225,020	255,077
Total liabilities (3)	1,743,678	1,729,618
Equity
Wells Fargo stockholders’ equity:
Preferred stock	25,358	24,551
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,893	60,234
Retained earnings	145,263	133,075
Cumulative other comprehensive income (loss)	(2,144)	(3,137)
Treasury stock – 590,194,846 shares and 465,702,148 shares	(29,892)	(22,713)
Unearned ESOP shares	(1,678)	(1,565)
Total Wells Fargo stockholders’ equity	206,936	199,581
Noncontrolling interests	1,143	916
Total equity	208,079	200,497
Total liabilities and equity	$1,951,757	1,930,115

(1)	Parenthetical amounts represent assets and liabilities for which we have elected the fair value option.

(2)
Our consolidated assets at December 31, 2017 and 2016, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $116 million and $168 million; Federal funds sold, securities purchased under resale agreements and other short-term investments, $376 million and $74 million; Trading assets, $294 million and $130 million; Investment securities, $0 million and $0 million; Net loans, $12.5 billion and $12.6 billion; Derivative assets, $0 million and $1 million; Other assets, $349 million and $452 million; and Total assets, $13.6 billion and $13.4 billion, respectively.

(3)
Our consolidated liabilities at December 31, 2017 and 2016, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Derivative liabilities, $5 million and $33 million; Accrued expenses and other liabilities, $132 million and $107 million; Long-term debt, $1.5 billion and $3.7 billion; and Total liabilities, $1.6 billion and $3.8 billion, respectively.

 The accompanying notes are an integral part of these statements.

Wells Fargo & Company	141

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2014	11,138,818	$19,213	5,170,349,198	$9,136
Balance January 1, 2015	11,138,818	19,213	5,170,349,198	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			69,876,577
Common stock repurchased (1)			(163,400,892)
Preferred stock issued to ESOP	826,598	826
Preferred stock released by ESOP
Preferred stock converted to common shares	(825,499)	(825)	15,303,927
Common stock warrants repurchased/exercised
Preferred stock issued	120,000	3,000
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	121,099	3,001	(78,220,388)	—
Balance December 31, 2015	11,259,917	$22,214	5,092,128,810	$9,136
Balance Cumulative effect from change in consolidation accounting (2)
Balance January 1, 2016	11,259,917	22,214	5,092,128,810	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			63,441,805
Common stock repurchased (1)			(159,647,152)
Preferred stock issued to ESOP	1,150,000	1,150
Preferred stock released by ESOP
Preferred stock converted to common shares	(963,205)	(963)	20,185,863
Common stock warrants repurchased/exercised
Preferred stock issued	86,000	2,150
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	272,795	2,337	(76,019,484)	—
Balance December 31, 2016	11,532,712	$24,551	5,016,109,326	$9,136

(1)
For the year ended December 31, 2015, includes $500 million related to a private forward repurchase transaction entered into in fourth quarter 2015 that settled in first quarter 2016 for 9.2 million shares of common stock. For the year ended December 31, 2016, includes $750 million related to a private forward repurchase transaction that settled in first quarter 2017 for 14.7 million shares of common stock. See Note 1 (Summary of Significant Accounting Policies) for additional information.

(2)
Effective January 1, 2016, we adopted changes in consolidation accounting pursuant to Accounting Standards Update (ASU) 2015-02: Amendments to the Consolidation Analysis. Accordingly, we recorded a $121 million net increase to beginning noncontrolling interests as a cumulative-effect adjustment.

 The accompanying notes are an integral part of these statements.

(continued on following pages)

142	Wells Fargo & Company

Wells Fargo stockholders’ equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders’ equity	Noncontrolling interests	Total equity
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262
60,537	107,040	3,518	(13,690)	(1,360)	184,394	868	185,262
	22,894				22,894	382	23,276
		(3,221)			(3,221)	67	(3,154)
2					2	(424)	(422)
(397)	—		3,041		2,644		2,644
250			(8,947)		(8,697)		(8,697)
74				(900)	—		—
(73)				898	825		825
107			718		—		—
(49)					(49)		(49)
(28)					2,972		2,972
62	(7,642)				(7,580)		(7,580)
	(1,426)				(1,426)		(1,426)
453					453		453
844					844		844
(1,068)			11		(1,057)		(1,057)
177	13,826	(3,221)	(5,177)	(2)	8,604	25	8,629
60,714	120,866	297	(18,867)	(1,362)	192,998	893	193,891
						121	121
60,714	120,866	297	(18,867)	(1,362)	192,998	1,014	194,012
	21,938				21,938	107	22,045
		(3,434)			(3,434)	(17)	(3,451)
2					2	(188)	(186)
(203)	(451)		3,040		2,386		2,386
(250)			(7,866)		(8,116)		(8,116)
99				(1,249)	—		—
(83)				1,046	963		963
(11)			974		—		—
(17)					(17)		(17)
(49)					2,101		2,101
51	(7,712)				(7,661)		(7,661)
	(1,566)				(1,566)		(1,566)
277					277		277
779					779		779
(1,075)			6		(1,069)		(1,069)
(480)	12,209	(3,434)	(3,846)	(203)	6,583	(98)	6,485
60,234	133,075	(3,137)	(22,713)	(1,565)	199,581	916	200,497

Wells Fargo & Company	143

(continued from previous pages)

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity

	Preferred stock		Common stock
(in millions, except shares)	Shares	Amount	Shares	Amount
Balance December 31, 2016	11,532,712	$24,551	5,016,109,326	$9,136
Cumulative effect from change in hedge accounting (1)
Balance January 1, 2017	11,532,712	24,551	5,016,109,326	9,136
Net income
Other comprehensive income (loss), net of tax
Noncontrolling interests
Common stock issued			57,257,564
Common stock repurchased			(196,519,707)
Preferred stock issued to ESOP	950,000	950
Preferred stock released by ESOP
Preferred stock converted to common shares	(833,077)	(833)	14,769,445
Common stock warrants repurchased/exercised
Preferred stock issued	27,600	690
Common stock dividends
Preferred stock dividends
Tax benefit from stock incentive compensation (2)
Stock incentive compensation expense
Net change in deferred compensation and related plans
Net change	144,523	807	(124,492,698)	—
Balance December 31, 2017	11,677,235	$25,358	4,891,616,628	$9,136

(1)
Financial information has been revised to reflect the impact of the adoption in fourth quarter 2017 of Accounting Standards Update (ASU) 2017-12 – Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. See Note 1 (Summary of Significant Accounting Policies) for more information.

(2)
Effective January 1, 2017, we adopted Accounting Standards Update 2016-09 (Improvements to Employee Share-Based Payment Accounting). Accordingly, tax benefit from stock incentive compensation is reported in income tax expense in the consolidated statement of income.

The accompanying notes are an integral part of these statements.

144	Wells Fargo & Company

Wells Fargo stockholders’ equity
Additional paid-in capital	Retained earnings	Cumulative other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Total Wells Fargo stockholders’ equity	Noncontrolling interests	Total equity
60,234	133,075	(3,137)	(22,713)	(1,565)	199,581	916	200,497
	(381)	168			(213)		(213)
60,234	132,694	(2,969)	(22,713)	(1,565)	199,368	916	200,284
	22,183				22,183	277	22,460
		825			825	(62)	763
—					—	12	12
(133)	(277)		2,758		2,348		2,348
750			(10,658)		(9,908)		(9,908)
31				(981)	—		—
(35)				868	833		833
97			736		—		—
(133)					(133)		(133)
(13)					677		677
50	(7,708)				(7,658)		(7,658)
	(1,629)				(1,629)		(1,629)
—					—		—
875					875		875
(830)			(15)		(845)		(845)
659	12,569	825	(7,179)	(113)	7,568	227	7,795
60,893	145,263	(2,144)	(29,892)	(1,678)	206,936	1,143	208,079

Wells Fargo & Company	145

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2017	2016	2015
Cash flows from operating activities:
Net income before noncontrolling interests	$22,460	22,045	23,276
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2,528	3,770	2,442
Changes in fair value of MSRs, MHFS and LHFS carried at fair value	886	139	62
Depreciation, amortization and accretion	5,406	4,970	3,288
Other net gains	(973)	(6,086)	(6,496)
Stock-based compensation	2,046	1,945	1,958
Originations and purchases of MHFS and LHFS	(181,321)	(205,314)	(178,294)
Proceeds from sales of and paydowns on mortgages originated for sale and LHFS	135,054	127,488	133,201
Net change in:
Trading assets	33,332	62,550	42,754
Deferred income taxes	666	1,793	(2,265)
Derivative assets and liabilities	(5,025)	2,089	(354)
Other assets	(1,174)	(14,232)	(2,165)
Other accrued expenses and liabilities (1)	4,837	(211)	(1,503)
Net cash provided by operating activities	18,722	946	15,904
Cash flows from investing activities:
Net change in:
Federal funds sold, securities purchased under resale agreements and other short-term investments	(13,490)	3,991	(11,866)
Available-for-sale securities:
Sales proceeds	42,714	31,584	25,431
Prepayments and maturities	45,710	41,105	33,912
Purchases	(103,671)	(120,980)	(79,778)
Held-to-maturity securities:
Paydowns and maturities	10,673	7,957	5,290
Purchases	—	(23,593)	(25,424)
Nonmarketable equity investments:
Sales proceeds	3,982	1,975	3,496
Purchases	(3,023)	(4,316)	(2,352)
Loans:
Loans originated by banking subsidiaries, net of principal collected (2)	317	(39,002)	(57,020)
Proceeds from sales (including participations) of loans held for investment	10,439	10,061	11,672
Purchases (including participations) of loans	(3,702)	(6,221)	(13,759)
Principal collected on nonbank entities' loans (2)	7,448	6,844	5,023
Loans originated by nonbank entities (2)	(6,814)	(7,743)	(7,437)
Net cash paid for acquisitions	(320)	(30,584)	(3)
Proceeds from sales of foreclosed assets and short sales	5,198	7,311	7,803
Other, net	(625)	(508)	(2,223)
Net cash used by investing activities	(5,164)	(122,119)	(107,235)
Cash flows from financing activities:
Net change in:
Deposits	29,912	82,767	54,867
Short-term borrowings	14,020	(1,198)	34,010
Long-term debt:
Proceeds from issuance	43,575	90,111	43,030
Repayment	(80,802)	(34,462)	(27,333)
Preferred stock:
Proceeds from issuance	677	2,101	2,972
Cash dividends paid	(1,629)	(1,566)	(1,426)
Common stock:
Proceeds from issuance	1,211	1,415	1,726
Stock tendered for payment of withholding taxes (1)	(393)	(494)	(679)
Repurchased	(9,908)	(8,116)	(8,697)
Cash dividends paid	(7,480)	(7,472)	(7,400)
Net change in noncontrolling interests	30	(188)	(232)
Other, net	(133)	(107)	33
Net cash provided (used) by financing activities	(10,920)	122,791	90,871
Net change in cash and due from banks	2,638	1,618	(460)
Cash and due from banks at beginning of year	20,729	19,111	19,571
Cash and due from banks at end of year	$23,367	20,729	19,111
Supplemental cash flow disclosures:
Cash paid for interest	$9,103	5,573	3,816
Cash paid for income taxes	6,592	8,446	13,688

(1)	Prior periods have been revised to conform to the current period presentation.

(2)	Prior periods have been revised to reflect classification changes due to entity restructuring activities.
The accompanying notes are an integral part of these statements. See Note 1 (Summary of Significant Accounting Policies) for noncash activities.

146	Wells Fargo & Company

Notes to Financial Statements

See the Glossary of Acronyms at the end of this Report for terms used throughout the Financial Statements and related Notes.

Note 1: Summary of Significant Accounting Policies
Wells Fargo & Company is a diversified financial services company. We provide banking, trust and investments, mortgage banking, investment banking, retail banking, brokerage, and consumer and commercial finance through banking locations, the internet and other distribution channels to consumers, businesses and institutions in all 50 states, the District of Columbia, and in foreign countries. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us,” we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company. We also hold a majority interest in a real estate investment trust, which has publicly traded preferred stock outstanding.
Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements, income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including:

•	allowance for credit losses (Note 6 (Loans and Allowance for Credit Losses));

•
valuations of residential mortgage servicing rights (MSRs) (Note 8 (Securitizations and Variable Interest Entities) and Note 9 (Mortgage Banking Activities)) and financial instruments (Note 17 (Fair Values of Assets and Liabilities));

•	income taxes (Note 22 (Income Taxes)); and

•	liabilities for contingent litigation losses (Note 15 (Legal Actions)).

Actual results could differ from those estimates.

Accounting Standards Adopted in 2017
In 2017, we adopted the following new accounting guidance:

•	Accounting Standards Update (ASU or Update) 2017-12 – Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities;

•	ASU 2016-09 – Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting;

•	ASU 2016-07 – Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting;

•	ASU 2016-06 – Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments; and

•	ASU 2016-05 – Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships.

ASU 2017-12 provides targeted improvements to the hedge accounting model intended to facilitate financial reporting that more closely reflects an entity’s risk management activities and to simplify application of hedge accounting. Changes under the new guidance include expansion of the types of risk management strategies eligible for hedge accounting, easing the documentation and effectiveness assessment requirements, changing how ineffectiveness is measured, and changing the presentation and disclosure requirements for hedge accounting activities.
We early adopted ASU 2017-12 in fourth quarter 2017. Our financial statements for the year ended December 31, 2017, include a cumulative-effect adjustment to opening retained earnings and adjustments to our 2017 earnings to reflect application of the new guidance effective January 1, 2017. The new guidance significantly reduces but does not eliminate interest-rate related hedge ineffectiveness and mitigates certain components of foreign currency related hedge ineffectiveness. In particular, we continued to experience hedge ineffectiveness volatility related to certain hedges of foreign-currency denominated debt liabilities. The adjustment as of January 1, 2017, reduced retained earnings by $381 million and increased other comprehensive income by $168 million. The effect of adoption on previously reported year-to-date results through September 30, 2017, increased net income by $169 million ($242 million pre-tax) and decreased other comprehensive income by $163 million.

ASU 2016-09 simplifies the accounting for share-based payment awards issued to employees. We have income tax effects based on changes in our stock price from the grant date to the vesting date of the employee stock compensation. The Update requires these income tax effects to be recognized in the statement of income within income tax expense instead of within additional paid-in capital. In addition, the Update requires changes to the Statement of Cash Flows including the classification between the operating and financing section for tax activity related to employee stock compensation, which we adopted retrospectively. We recorded excess tax benefits and tax deficiencies within income tax expense in the statement of income in first quarter 2017, on a prospective basis.

ASU 2016-07 eliminates the requirement for companies to retroactively apply the equity method of accounting for investments when increases in ownership interests or degree of influence result in the adoption of the equity method. Under the guidance, the equity method should be applied prospectively in the period in which the ownership changes occur. We adopted this change in first quarter 2017. The Update has been applied on a prospective basis and did not have a material impact on our consolidated financial statements.

ASU 2016-06 clarifies the criteria entities should use when evaluating whether embedded contingent put and call options in debt instruments should be separated from the debt instrument and accounted for separately as derivatives. The Update clarifies that companies should not consider whether the event that triggers the ability to exercise put or call options is related to interest rates or credit risk. We adopted this change in first quarter 2017. The Update did not have a material impact on our consolidated financial statements.

ASU 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as an accounting hedge does not require the hedging relationship to be

Wells Fargo & Company	147

Note 1: Summary of Significant Accounting Policies (continued)

dedesignated as long as all other hedge accounting criteria continue to be met. We adopted the guidance in first quarter 2017. The Update did not have a material impact on our consolidated financial statements.

Accounting Standards with Retrospective Application
The following accounting pronouncements have been issued by the FASB but are not yet effective:

•	ASU 2016-18 – Statement of Cash Flows (Topic 230): Restricted Cash; and

•	ASU 2016-15 – Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.

ASU 2016-18 requires that amounts described as restricted cash and cash equivalents be included with cash and cash equivalents in the statement of cash flows. In addition, we will be required to disclose information in our footnotes about the nature of the restriction on cash and cash equivalents. The Update is effective for us in first quarter 2018 with retrospective application. The Update did not have a material impact on our consolidated financial statements.

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

Cash and Due From Banks
Cash and cash equivalents include cash on hand, cash items in transit, and amounts due from other depository institutions.

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
Estimating recovery of the amortized cost basis of a debt security is based upon an assessment of the cash flows expected to be collected. If the present value of cash flows expected to be collected, discounted at the security’s effective yield, is less than amortized cost, OTTI is considered to have occurred. In performing an assessment of the cash flows expected to be collected, we consider all relevant information including:

•	the length of time and the extent to which the fair value has been less than the amortized cost basis;

•	the historical and implied volatility of the fair value of the security;

•	the cause of the price decline, such as the general level of interest rates or adverse conditions specifically related to the security, an industry or a geographic area;

•	the issuer’s financial condition, near-term prospects and ability to service the debt;

•	the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future;

•	for asset-backed securities, the credit performance of the underlying collateral, including delinquency rates, level of non-performing assets, cumulative losses to date, collateral

148	Wells Fargo & Company

value and the remaining credit enhancement compared with expected credit losses;

•	any change in rating agencies’ credit ratings at evaluation date from acquisition date and any likely imminent action;

•	independent analyst reports and forecasts, sector credit ratings and other independent market data; and

•	recoveries or additional declines in fair value subsequent to the balance sheet date.

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
We have certain private label and co-brand credit card loans through a program agreement that involves our active participation in the operating activity of the program with a third party. We share in the economic results of the loans subject to this agreement. We consider the program to be a collaborative arrangement and therefore report our share of revenue and losses on a net basis in interest income for loans, other noninterest income and provision for credit losses as applicable. Our net share of revenue from this activity represented less than 1% of our total revenues for 2017.
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

•
part of the principal balance has been charged off, except for credit card loans, which are generally not placed on nonaccrual status, but are generally fully charged off when the loan reaches 180 days past due;

•	for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status; or

•	consumer real estate and automobile loans receive notification of bankruptcy, regardless of their delinquency status.

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

LOAN CHARGE-OFF POLICIES For commercial loans, we generally fully charge off or charge down to net realizable value (fair value of collateral, less estimated costs to sell) for loans secured by collateral when:

•	management judges the loan to be uncollectible;

•	repayment is deemed to be protracted beyond reasonable time frames;

•	the loan has been classified as a loss by either our internal loan review process or our banking regulatory agencies;

150	Wells Fargo & Company

•	the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•	the loan is 180 days past due unless both well-secured and in the process of collection.

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

PURCHASED CREDIT-IMPAIRED LOANS Loans acquired with evidence of credit deterioration since their origination and where it is probable that we will not collect all contractually required principal and interest payments are PCI loans. PCI loans are recorded at fair value at the date of acquisition, and the historical allowance for credit losses related to these loans is not carried over. Fair value at date of acquisition is generally determined using a discounted cash flow method and any excess cash flow expected to be collected over the carrying value (estimated fair value at acquisition date) is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans if aggregated based on common risk characteristics. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Based on quarterly evaluations of remaining cash flows expected to be collected, expected decreases may result in recording a provision for loss and expected increases may result in a prospective yield adjustment after first reversing any allowance for losses related to the loan, or pool of loans.
Resolutions of loans may include sales of loans to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. For individual PCI loans, gains or losses on sales to third parties are included in other noninterest income, and gains or losses as a result of a settlement with the borrower are included in interest income. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference for the entire pool, which assumes that the amount received from resolution approximates pool performance expectations. Any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool.
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

152	Wells Fargo & Company

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

Derivatives and Hedging Activities
DERIVATIVES We recognize all derivatives on the balance sheet at fair value. On the date we enter into a derivative contract, we designate the derivative as (1) qualifying for hedge accounting in a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment, including hedges of foreign currency exposure (“fair value hedge”), (2) qualifying for hedge accounting in a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) held for customer accommodation trading or asset/liability risk management or other purposes, including economic hedges not qualifying for hedge accounting. For derivatives not designated as a fair value or cash flow hedge, we report changes in the fair values in current period noninterest income.

DOCUMENTATION AND EFFECTIVENESS ASSESSMENT FOR ACCOUNTING HEDGES For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This process includes linking all derivatives designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. For fair value hedges, the regression analysis involves regressing the periodic change in fair value of the hedging instrument against the periodic changes in fair value of the asset or liability being hedged due to changes in the hedged risk(s). For cash flow hedges, the regression analysis involves regressing the periodic changes in fair value of the hedging instrument against the periodic changes in fair value of the hypothetical derivative. The hypothetical derivative has terms that identically match and offset the cash flows of the forecasted transaction being hedged due to changes in the hedged risk(s). The assessment for fair value and cash flow hedges includes an evaluation of the quantitative measures of the regression results used to validate the conclusion of high effectiveness. Periodically, as required, we also formally assess whether the derivative we designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows of the hedged item using the regression analysis method.

FAIR VALUE HEDGES For a fair value hedge, we record changes in the fair value of the derivative and the hedged asset or liability due to the hedged risk in current period net income, except for certain derivatives in which a portion is recorded to OCI. We present derivative gains or losses in the same income statement category as the hedged asset or liability, as follows:

•	For fair value hedges of interest rate risk, amounts are reflected in net interest income.

•
For hedges of foreign currency risk, amounts representing the fair value changes less the accrual for periodic cash flow settlements are reflected in noninterest income. The periodic cash flow settlements are reflected in net interest income.

Wells Fargo & Company	153

Note 1: Summary of Significant Accounting Policies (continued)

•
For hedges of both interest rate risk and foreign currency risk, amounts representing the fair value change less the accrual for periodic cash flow settlements is attributed to both net interest income and noninterest income. The periodic cash flow settlements are reflected in net interest income.

The entire derivative gain or loss is included in the assessment of hedge effectiveness for all fair value hedge relationships, except for hedges of foreign-currency denominated available-for-sale investment securities and long-term debt liabilities, as follows:

•
When hedged with cross-currency swaps, the change in fair value of the derivative attributable to cross-currency basis spread changes component is excluded from the assessment of hedge effectiveness. The initial fair value of the excluded component is amortized to net interest income. For these hedges, the difference between changes in fair value of the excluded component and the amount recorded in earnings is recorded in OCI.

•
When hedged with foreign currency forward derivatives, the change in fair value of the derivative attributable to the time value component related to the changes in the difference between the spot and forward price is excluded from the assessment of hedge effectiveness. For these hedges, the changes in fair value of the excluded component are recorded in net interest income.

CASH FLOW HEDGES For a cash flow hedge, we record changes in the fair value of the derivative in OCI. We subsequently reclassify gains and losses from these changes in fair value from OCI to net income in the same period(s) that the hedged transaction affects net income and in the same income statement category as the hedged item, thus to net interest income. The entire gain or loss on these derivatives is included in the assessment of hedge effectiveness.

DISCONTINUING HEDGE ACCOUNTING We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated or exercised, (3) we elect to discontinue the designation of a derivative as a hedge, or (4) in a cash flow hedge, a derivative is de-designated because it is no longer probable that a forecasted transaction will occur.
When we discontinue fair value hedge accounting, we no longer adjust the previously hedged asset or liability for changes in fair value, and remaining cumulative adjustments to the hedged item are accounted for in the same manner as other components of the carrying amount of the asset or liability. If the derivative continues to be held after fair value hedge accounting ceases, we carry the derivative on the balance sheet at its fair value with changes in fair value included in noninterest income.
When we discontinue cash flow hedge accounting and it is probable that the forecasted transaction will occur, the accumulated amount reported in OCI at the de-designation date continues to be reported in OCI until the forecasted transaction affects net income at which point the related OCI amount is reclassified to net income. If cash flow hedge accounting is discontinued and it is probable the forecasted transaction will no longer occur, the accumulated gains and losses reported in OCI at the de-designation date is immediately reclassified to net income. If the derivative continues to be held after cash flow hedge accounting ceases, we carry the derivative on the balance sheet at its fair value with changes in fair value included in noninterest income.

EMBEDDED DERIVATIVES We may purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in net income, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the host contract by recording the bifurcated derivative at fair value and the remaining host contract at the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative. The bifurcated derivative is carried at fair value with changes recorded in current period noninterest income.

COUNTERPARTY CREDIT RISK AND NETTING By using derivatives, we are exposed to counterparty credit risk, which is the risk that counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our balance sheet. The amounts reported as a derivative asset are derivative contracts in a gain position, and to the extent subject to legally enforceable master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. Counterparty credit risk related to derivatives is considered in determining fair value and our assessment of hedge effectiveness. To the extent derivatives subject to master netting arrangements meet the applicable requirements, including determining the legal enforceability of the arrangement, it is our policy to present derivative balances and related cash collateral amounts net on the balance sheet. In the second quarter of 2017, we adopted Settlement to Market treatment for the cash collateralizing our interest rate derivative contracts with certain centrally cleared counterparties. As a result of this adoption, derivative balances with these counterparties are considered settled by the collateral.
For additional information on our derivatives and hedging activities, see Note 16 (Derivatives).

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

154	Wells Fargo & Company

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
A discount rate is used to estimate the present value of our future pension benefit obligations. We use a consistent methodology to determine the discount rate using a yield curve with maturity dates that closely match the estimated timing of the expected benefit payments for our plans. The yield curve is derived from a broad-based universe of high quality corporate bonds as of the measurement date.
Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: (1) projected returns using several forward-looking capital market assumptions, and (2) historical returns for the main asset classes dating back to 1970 or the earliest period for which historical data was readily available for the asset classes included. Using long-term historical data allows us to capture multiple economic environments, which we believe is relevant when using historical returns. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a base line expected rate of return and risk level for the Cash Balance Plan’s prescribed asset mix. We evaluate the portfolio based on: (1) the established target asset allocations over short term (one-year) and longer term (ten-year) investment horizons, and (2) the range of potential outcomes over these horizons within specific standard deviations. We perform the above analyses to assess the reasonableness of our expected long-term rate of return on plan assets. We consider the expected rate of return to be a long-term average view of expected returns. The use of an expected long-term rate of return on plan assets may cause us to recognize pension income returns that are greater or less than the actual returns of plan assets in any given year. Differences between expected and actual returns in each year, if any, are included in our net actuarial gain or loss amount, which is recognized in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2017, is 20 years. See Note 21 (Employee

Benefits and Other Expenses) for additional information on our pension accounting.

Income Taxes
We file consolidated and separate company U.S. federal income tax returns, foreign tax returns and various combined and separate company state tax returns.
We evaluate two components of income tax expense: current and deferred income tax expense. Current income tax expense represents our estimated taxes to be paid or refunded for the current period and includes income tax expense related to our uncertain tax positions. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. We determine deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred tax assets are recognized subject to management's judgment that realization is “more likely than not”. Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting our realization criteria represent unrecognized tax benefits. We account for interest and penalties as a component of income tax expense. We do not record U.S. tax on undistributed earnings of certain non-U.S. subsidiaries to the extent the earnings are indefinitely reinvested outside of the U.S. Foreign taxes paid are generally applied as credits to reduce U.S. income taxes payable. In 2017, we did however, record an estimate of the U.S. tax expense associated with a deemed repatriation as required under the Tax Act.
See Note 22 (Income Taxes) to Financial Statements in this Report for a further description of our provision for income taxes and related income tax assets and liabilities.

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

Private Share Repurchases
During 2017 and 2016, we repurchased approximately 89 million shares and 56 million shares of our common stock, respectively, under private forward repurchase contracts. We enter into these transactions with unrelated third parties to complement our open-market common stock repurchase strategies, to allow us to manage our share repurchases in a manner consistent with our capital plans, currently submitted under the Comprehensive Capital Analysis and Review (CCAR), and to provide an economic benefit to the Company.
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
We had no unsettled private share repurchase contracts at December 31, 2017. At December 31, 2016, we had a $750 million private forward repurchase contract outstanding that settled in first quarter 2017 for 14.7 million shares of common stock. Our total number of outstanding shares of common stock is not reduced until settlement of the private share repurchase contract.

156	Wells Fargo & Company

SUPPLEMENTAL CASH FLOW INFORMATION Noncash activities are presented in Table 1.1, including information on transfers affecting MHFS, LHFS, and MSRs.

Table 1.1: Supplemental Cash Flow Information

	Year ended December 31,
(in millions)	2017	2016	2015
Trading assets retained from securitizations of MHFS	$52,435	72,399	46,291
Transfers from loans to MHFS	5,500	6,894	9,205
Transfers from available-for-sale to held-to-maturity securities	50,405	4,161	4,972
Deconsolidation of reverse mortgages previously sold:
Loans	—	3,807	—
Long-term debt	—	3,769	—
SUBSEQUENT EVENTS We have evaluated the effects of events that have occurred subsequent to December 31, 2017, and there have been no material events that would require recognition in our 2017 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

Note 2: Business Combinations
We regularly explore opportunities to acquire financial services companies and businesses. Generally, we do not make a public announcement about an acquisition opportunity until a definitive agreement has been signed. We also periodically review existing businesses to ensure they remain strategically aligned with our operating business model and risk profile.

Business combinations completed in 2017, 2016 and 2015 are presented in Table 2.1. As of December 31, 2017, we had no pending acquisitions.

Table 2.1: Business Combinations Activity

Name of acquisition	Location	Type of business	Date	Total assets (in millions)
2017:
Golden Capital Management, LLC	Charlotte, NC	Asset Management	July 1	$83

2016:
GE Railcar Services	Chicago, IL	Railcar and locomotive leasing	January 1	$4,339
GE Capital's Commercial Distribution Finance and Vendor Finance Businesses	North America, Asia, Australia / New Zealand and EMEA	Specialty Lending	March 1, July 1, August 1 & October 1	32,531
Analytic Investors, LLC	Los Angeles, CA	Asset Management	October 1	106
				$36,976
2015:
hs.Financial Products GmbH	Germany	Asset Management	November 30	$3

We also completed one significant divestiture in 2017. On November 30, 2017, we completed the divestiture of Wells Fargo Insurance Services, USA. The transaction resulted in a pre-tax gain for 2017 of $848 million.

Wells Fargo & Company	157

Note 3: Cash, Loan and Dividend Restrictions
Federal Reserve Board (FRB) regulations require that each of our subsidiary banks maintain reserve balances on deposit with the Federal Reserve Banks. The total daily average required reserve balance for all our subsidiary banks was $12.3 billion in 2017 and $10.7 billion in 2016.
Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. These covered transactions may not exceed 10% of the bank’s capital and surplus (which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital (RBC) guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital) with any single nonbank affiliate and 20% of the bank’s capital and surplus with all its nonbank affiliates. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank. For further discussion of RBC, see Note 27 (Regulatory and Agency Capital Requirements) in this Report.
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
We also have a state-chartered subsidiary bank that is subject to state regulations that limit dividends. Under these provisions and regulatory limitations, our national and state-chartered subsidiary banks could have declared additional dividends of $20.9 billion at December 31, 2017. We have elected to retain higher capital at our national and state-chartered subsidiary banks in order to meet internal capital policy minimums and regulatory requirements. Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. In addition, under a Support Agreement dated June 28, 2017 among Wells Fargo & Company, the parent holding company (the “Parent”), WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), and Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, and Wells Fargo Clearing Services, LLC, each an indirect subsidiary of the Parent, the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers. Based on retained earnings at December 31, 2017, our nonbank subsidiaries could have declared additional dividends of $23.9 billion at December 31, 2017, without obtaining prior approval.

The FRB’s Capital Plan Rule (codified at 12 CFR 225.8 of Regulation Y) establishes capital planning and prior notice and approval requirements for capital distributions including dividends by certain large bank holding companies. The FRB has also published guidance regarding its supervisory expectations for capital planning, including capital policies regarding the process relating to common stock dividend and repurchase decisions in the FRB’s SR Letter 15-18. The effect of this guidance is to require the approval of the FRB (or specifically under the Capital Plan Rule, a notice of non-objection) for the Company to repurchase or redeem common or perpetual preferred stock as well as to raise the per share quarterly dividend from its current level of $0.39 per share as declared by the Company’s Board of Directors on January 23, 2018, payable on March 1, 2018.

158	Wells Fargo & Company

Note 4: Federal Funds Sold, Securities Purchased under Resale Agreements and Other Short-Term Investments

Table 4.1 provides the detail of federal funds sold, securities purchased under short-term resale agreements (generally less than one year) and other short-term investments. Substantially all of the interest-earning deposits at December 31, 2017 and 2016 were held at Federal Reserve Banks.

Table 4.1: Fed Funds Sold and Other Short-Term Investments

(in millions)	Dec 31, 2017	Dec 31, 2016
Federal funds sold and securities purchased under resale agreements	$78,999	58,215
Interest-earning deposits	192,580	200,671
Other short-term investments	1,026	7,152
Total	$272,605	266,038

As part of maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity meant to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. This includes commitments we have entered into to purchase securities under resale agreements from a central clearing organization that, at its option, require us to provide funding under such agreements. We do not have any outstanding amounts funded, and the amount of our unfunded contractual commitment was $2.8 billion and $2.9 billion as of December 31, 2017 and 2016, respectively.

We have classified securities purchased under long-term resale agreements (generally one year or more), which totaled $19.0 billion and $21.3 billion in loans at December 31, 2017 and 2016, respectively. For additional information on the collateral we receive from other entities under resale agreements and securities borrowings, see the “Offsetting of Resale and Repurchase Agreements and Securities Borrowing and Lending Agreements” section in Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments).

Wells Fargo & Company	159

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

Table 5.1: Amortized Cost and Fair Value

(in millions)	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2017
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$6,425	2	(108)	6,319
Securities of U.S. states and political subdivisions	50,733	1,032	(439)	51,326
Mortgage-backed securities:
Federal agencies	160,561	930	(1,272)	160,219
Residential	4,356	254	(2)	4,608
Commercial	4,487	80	(2)	4,565
Total mortgage-backed securities	169,404	1,264	(1,276)	169,392
Corporate debt securities	7,343	363	(40)	7,666
Collateralized loan and other debt obligations (1)	35,675	384	(3)	36,056
Other (2)	5,516	137	(5)	5,648
Total debt securities	275,096	3,182	(1,871)	276,407
Marketable equity securities:
Perpetual preferred securities	364	3	(9)	358
Other marketable equity securities	168	160	(8)	320
Total marketable equity securities	532	163	(17)	678
Total available-for-sale securities	275,628	3,345	(1,888)	277,085
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,720	189	(103)	44,806
Securities of U.S. states and political subdivisions	6,313	84	(43)	6,354
Federal agency and other mortgage-backed securities (3)	87,527	201	(682)	87,046
Collateralized loan obligations	661	4	—	665
Other (2)	114	—	—	114
Total held-to-maturity securities	139,335	478	(828)	138,985
Total (4)	$414,963	3,823	(2,716)	416,070
December 31, 2016
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$25,874	54	(109)	25,819
Securities of U.S. states and political subdivisions	52,121	551	(1,571)	51,101
Mortgage-backed securities:
Federal agencies	163,513	1,175	(3,458)	161,230
Residential	7,375	449	(8)	7,816
Commercial	8,475	101	(74)	8,502
Total mortgage-backed securities	179,363	1,725	(3,540)	177,548
Corporate debt securities	11,186	381	(110)	11,457
Collateralized loan and other debt obligations (1)	34,764	287	(31)	35,020
Other (2)	6,139	104	(35)	6,208
Total debt securities	309,447	3,102	(5,396)	307,153
Marketable equity securities:
Perpetual preferred securities	445	35	(11)	469
Other marketable equity securities	261	481	—	742
Total marketable equity securities	706	516	(11)	1,211
Total available-for-sale-securities	310,153	3,618	(5,407)	308,364
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,690	466	(77)	45,079
Securities of U.S. states and political subdivisions	6,336	17	(144)	6,209
Federal agency and other mortgage-backed securities (3)	45,161	100	(804)	44,457
Collateralized loan obligations	1,065	6	(1)	1,070
Other (2)	2,331	10	(1)	2,340
Total held-to-maturity securities	99,583	599	(1,027)	99,155
Total (4)	$409,736	4,217	(6,434)	407,519

(1)
The available-for-sale portfolio includes collateralized debt obligations (CDOs) with a cost basis and fair value of $887 million and $1.0 billion, respectively, at December 31, 2017, and $819 million and $847 million, respectively, at December 31, 2016.

(2)
The “Other” category of available-for-sale securities largely includes asset-backed securities collateralized by student loans. Included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by automobile leases or loans and cash with a cost basis and fair value of $114 million each at December 31, 2017, and $1.3 billion each at December 31, 2016. Also included in the “Other” category of held-to-maturity securities are asset-backed securities collateralized by dealer floorplan loans with a cost basis and fair value of $0 billion each at December 31, 2017, and $1.1 billion each at December 31, 2016.

(3)	Predominantly consists of federal agency mortgage-backed securities at December 31, 2017 and December 31, 2016.

(4)
At December 31, 2017 and 2016, we held no securities of any single issuer (excluding the U.S. Treasury and federal agencies and government-sponsored entities (GSEs)) with a book value that exceeded 10% of stockholder's equity.

160	Wells Fargo & Company

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

Table 5.2: Gross Unrealized Losses and Fair Value

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2017
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(27)	4,065	(81)	2,209	(108)	6,274
Securities of U.S. states and political subdivisions	(17)	6,179	(422)	11,766	(439)	17,945
Mortgage-backed securities:
Federal agencies	(243)	52,559	(1,029)	44,691	(1,272)	97,250
Residential	(1)	47	(1)	58	(2)	105
Commercial	(1)	101	(1)	133	(2)	234
Total mortgage-backed securities	(245)	52,707	(1,031)	44,882	(1,276)	97,589
Corporate debt securities	(4)	239	(36)	503	(40)	742
Collateralized loan and other debt obligations	(1)	373	(2)	146	(3)	519
Other	(1)	37	(4)	483	(5)	520
Total debt securities	(295)	63,600	(1,576)	59,989	(1,871)	123,589
Marketable equity securities:
Perpetual preferred securities	(1)	62	(8)	78	(9)	140
Other marketable equity securities	(8)	53	—	—	(8)	53
Total marketable equity securities	(9)	115	(8)	78	(17)	193
Total available-for-sale securities	(304)	63,715	(1,584)	60,067	(1,888)	123,782
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(69)	11,255	(34)	1,490	(103)	12,745
Securities of U.S. states and political subdivisions	(5)	500	(38)	1,683	(43)	2,183
Federal agency and other mortgage-backed securities	(198)	29,713	(484)	28,244	(682)	57,957
Collateralized loan obligations	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total held-to-maturity securities	(272)	41,468	(556)	31,417	(828)	72,885
Total	$(576)	105,183	(2,140)	91,484	(2,716)	196,667
December 31, 2016
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(109)	10,816	—	—	(109)	10,816
Securities of U.S. states and political subdivisions	(341)	17,412	(1,230)	16,213	(1,571)	33,625
Mortgage-backed securities:
Federal agencies	(3,338)	120,735	(120)	3,481	(3,458)	124,216
Residential	(4)	527	(4)	245	(8)	772
Commercial	(43)	1,459	(31)	1,690	(74)	3,149
Total mortgage-backed securities	(3,385)	122,721	(155)	5,416	(3,540)	128,137
Corporate debt securities	(11)	946	(99)	1,229	(110)	2,175
Collateralized loan and other debt obligations	(2)	1,899	(29)	3,197	(31)	5,096
Other	(9)	971	(26)	1,262	(35)	2,233
Total debt securities	(3,857)	154,765	(1,539)	27,317	(5,396)	182,082
Marketable equity securities:
Perpetual preferred securities	(3)	41	(8)	45	(11)	86
Other marketable equity securities	—	—	—	—	—	—
Total marketable equity securities	(3)	41	(8)	45	(11)	86
Total available-for-sale securities	(3,860)	154,806	(1,547)	27,362	(5,407)	182,168
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(77)	6,351	—	—	(77)	6,351
Securities of U.S. states and political subdivisions	(144)	4,871	—	—	(144)	4,871
Federal agency and other mortgage-backed securities	(804)	40,095	—	—	(804)	40,095
Collateralized loan obligations	—	—	(1)	266	(1)	266
Other	—	—	(1)	633	(1)	633
Total held-to-maturity securities	(1,025)	51,317	(2)	899	(1,027)	52,216
Total	$(4,885)	206,123	(1,549)	28,261	(6,434)	234,384

Wells Fargo & Company	161

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

SECURITIES OF U.S. TREASURY AND FEDERAL AGENCIES AND FEDERAL AGENCY MORTGAGE-BACKED SECURITIES (MBS) The unrealized losses associated with U.S. Treasury and federal agency securities and federal agency MBS are generally driven by changes in interest rates and not due to credit losses given the explicit or implicit guarantees provided by the U.S. government.

SECURITIES OF U.S. STATES AND POLITICAL SUBDIVISIONS The unrealized losses associated with securities of U.S. states and political subdivisions are usually driven by changes in the relationship between municipal and term funding credit curves rather than by changes to the credit quality of the underlying securities. Substantially all of these investments with unrealized losses are investment grade. The securities were generally underwritten in accordance with our own investment standards prior to the decision to purchase. Some of these securities are guaranteed by a bond insurer, but we did not rely on this guarantee when making our investment decision. These investments will continue to be monitored as part of our ongoing impairment analysis but are expected to perform, even if the rating agencies reduce the credit rating of the bond insurers. As a result, we expect to recover the entire amortized cost basis of these securities.

RESIDENTIAL AND COMMERCIAL MBS  The unrealized losses associated with private residential MBS and commercial MBS are generally driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and/or prepayment rates. We estimate security losses by forecasting the underlying mortgage loans in each transaction. We use forecasted loan performance to project cash flows to the various tranches in the structure. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

CORPORATE DEBT SECURITIES  The unrealized losses associated with corporate debt securities are predominantly related to unsecured debt obligations issued by various corporations. We evaluate the financial performance of each issuer on a quarterly basis to determine if the issuer can make all contractual principal and interest payments. Based upon this assessment, we expect to recover the entire amortized cost basis of these securities.

COLLATERALIZED LOAN AND OTHER DEBT OBLIGATIONS  The unrealized losses associated with collateralized loan and other debt obligations relate to securities predominantly backed by commercial collateral. The unrealized losses are typically driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. We also consider cash flow forecasts and, as applicable, independent industry analyst reports and forecasts, sector credit ratings, and other independent market data. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

OTHER DEBT SECURITIES  The unrealized losses associated with other debt securities predominantly relate to other asset-backed securities. The losses are usually driven by changes in projected collateral losses, credit spreads and interest rates. We assess for credit impairment by estimating the present value of expected cash flows. The key assumptions for determining expected cash flows include default rates, loss severities and prepayment rates. Based upon our assessment of the expected credit losses and the credit enhancement level of the securities, we expect to recover the entire amortized cost basis of these securities.

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

162	Wells Fargo & Company

Table 5.3 shows the gross unrealized losses and fair value of debt and perpetual preferred investment securities by those rated investment grade and those rated less than investment grade, according to their lowest credit rating by Standard & Poor’s Rating Services (S&P) or Moody’s Investors Service (Moody’s). Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by S&P or Baa3 or higher by Moody’s, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade securities. We have also included securities not rated by S&P or Moody’s in the table below based on our internal credit grade of the securities (used for credit risk management purposes) equivalent to the credit rating assigned by major credit agencies. The unrealized losses and fair value of unrated securities categorized as investment grade based on internal credit grades were $32 million and $6.9 billion, respectively, at December 31, 2017, and $54 million and $7.0 billion, respectively, at December 31, 2016. If an internal credit grade was not assigned, we categorized the security as non-investment grade.

Table 5.3: Gross Unrealized Losses and Fair Value by Investment Grade

	Investment grade		Non-investment grade
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2017
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(108)	6,274	—	—
Securities of U.S. states and political subdivisions	(412)	17,763	(27)	182
Mortgage-backed securities:
Federal agencies	(1,272)	97,250	—	—
Residential	(1)	42	(1)	63
Commercial	(1)	183	(1)	51
Total mortgage-backed securities	(1,274)	97,475	(2)	114
Corporate debt securities	(13)	304	(27)	438
Collateralized loan and other debt obligations	(3)	519	—	—
Other	(2)	469	(3)	51
Total debt securities	(1,812)	122,804	(59)	785
Perpetual preferred securities	(8)	122	(1)	18
Total available-for-sale securities	(1,820)	122,926	(60)	803
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(103)	12,745	—	—
Securities of U.S. states and political subdivisions	(43)	2,183	—	—
Federal agency and other mortgage-backed securities	(680)	57,789	(2)	168
Collateralized loan obligations	—	—	—	—
Other	—	—	—	—
Total held-to-maturity securities	(826)	72,717	(2)	168
Total	$(2,646)	195,643	(62)	971
December 31, 2016
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	$(109)	10,816	—	—
Securities of U.S. states and political subdivisions	(1,517)	33,271	(54)	354
Mortgage-backed securities:
Federal agencies	(3,458)	124,216	—	—
Residential	(1)	176	(7)	596
Commercial	(15)	2,585	(59)	564
Total mortgage-backed securities	(3,474)	126,977	(66)	1,160
Corporate debt securities	(31)	1,238	(79)	937
Collateralized loan and other debt obligations	(31)	5,096	—	—
Other	(30)	1,842	(5)	391
Total debt securities	(5,192)	179,240	(204)	2,842
Perpetual preferred securities	(10)	68	(1)	18
Total available-for-sale securities	(5,202)	179,308	(205)	2,860
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	(77)	6,351	—	—
Securities of U.S. states and political subdivisions	(144)	4,871	—	—
Federal agency and other mortgage-backed securities	(803)	40,078	(1)	17
Collateralized loan obligations	(1)	266	—	—
Other	(1)	633	—	—
Total held-to-maturity securities	(1,026)	52,199	(1)	17
Total	$(6,228)	231,507	(206)	2,877

Wells Fargo & Company	163

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

Table 5.4: Contractual Maturities

			Remaining contractual maturity
	Total		Within one year		After one year through five years		After five years through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2017
Available-for-sale debt securities (1):
Fair value:
Securities of U.S. Treasury and federal agencies	$6,319	1.59%	$81	1.37%	$6,189	1.59%	$49	1.89%	$—	—%
Securities of U.S. states and political subdivisions	51,326	5.88	2,380	3.47	9,484	3.42	2,276	4.63	37,186	6.75
Mortgage-backed securities:
Federal agencies	160,219	3.27	15	2.03	210	3.08	5,534	2.82	154,460	3.28
Residential	4,608	3.52	—	—	24	5.67	11	2.46	4,573	3.51
Commercial	4,565	3.45	—	—	—	—	166	2.69	4,399	3.48
Total mortgage-backed securities	169,392	3.28	15	2.03	234	3.35	5,711	2.82	163,432	3.30
Corporate debt securities	7,666	5.12	443	5.54	2,738	5.56	3,549	4.70	936	5.26
Collateralized loan and other debt obligations	36,056	2.98	—	—	50	1.68	15,008	2.96	20,998	3.00
Other	5,648	2.46	71	3.56	463	2.72	1,466	2.13	3,648	2.53
Total available-for-sale debt securities at fair value	$276,407	3.72%	$2,990	3.70%	$19,158	3.11%	$28,059	3.24%	$226,200	3.83%
December 31, 2016
Available-for-sale debt securities (1):
Fair value:
Securities of U.S. Treasury and federal agencies	$25,819	1.44%	$1,328	0.92%	$23,477	1.45%	$1,014	1.80%	$—	—%
Securities of U.S. states and political subdivisions	51,101	5.65	2,990	1.69	9,299	2.74	2,391	4.71	36,421	6.78
Mortgage-backed securities:
Federal agencies	161,230	3.09	—	—	128	2.98	5,363	3.16	155,739	3.09
Residential	7,816	3.84	—	—	25	5.21	35	4.34	7,756	3.83
Commercial	8,502	4.58	—	—	—	—	30	3.13	8,472	4.59
Total mortgage-backed securities	177,548	3.19	—	—	153	3.34	5,428	3.16	171,967	3.19
Corporate debt securities	11,457	4.81	2,043	2.90	3,374	5.89	4,741	4.71	1,299	5.38
Collateralized loan and other debt obligations	35,020	2.70	—	—	168	1.34	16,482	2.66	18,370	2.74
Other	6,208	2.18	57	3.06	971	2.35	1,146	2.04	4,034	2.17
Total available-for-sale debt securities at fair value	$307,153	3.44%	$6,418	1.93%	$37,442	2.20%	$31,202	3.17%	$232,091	3.72%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on fair value and predominantly represent contractual coupon rates without effect for any related hedging derivatives.

164	Wells Fargo & Company

Table 5.5 shows the amortized cost and weighted-average yields of held-to-maturity debt securities by contractual maturity.

Table 5.5: Amortized Cost by Contractual Maturity

			Remaining contractual maturity
	Total		Within one year		After one year through five years		After five years through ten years		After ten years
(in millions)	amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
December 31, 2017
Held-to-maturity securities (1):
Amortized cost:
Securities of U.S. Treasury and federal agencies	$44,720	2.12%	$—	—%	$32,330	2.04%	$12,390	2.32%	$—	—%
Securities of U.S. states and political subdivisions	6,313	6.02	—	—	50	7.18	695	6.31	5,568	5.98
Federal agency and other mortgage-backed securities	87,527	3.11	—	—	15	2.81	11	2.49	87,501	3.11
Collateralized loan obligations	661	2.86	—	—	—	—	661	2.86	—	—
Other	114	1.83	—	—	114	1.83	—	—	—	—
Total held-to-maturity debt securities at amortized cost	$139,335	2.92%	$—	—%	$32,509	2.05%	$13,757	2.55%	$93,069	3.28%
December 31, 2016
Held-to-maturity securities (1):
Amortized cost:
Securities of U.S. Treasury and federal agencies	$44,690	2.12%	$—	—%	$31,956	2.05%	$12,734	2.30%	$—	—%
Securities of U.S. states and political subdivisions	6,336	6.04	—	—	24	8.20	436	6.76	5,876	5.98
Federal agency and other mortgage-backed securities	45,161	3.23	—	—	—	—	—	—	45,161	3.23
Collateralized loan obligations	1,065	2.58	—	—	—	—	1,065	2.58	—	—
Other	2,331	1.83	—	—	1,683	1.81	648	1.89	—	—
Total held-to-maturity debt securities at amortized cost	$99,583	2.87%	$—	—%	$33,663	2.04%	$14,883	2.43%	$51,037	3.55%

(1)	Weighted-average yields displayed by maturity bucket are weighted based on amortized cost and predominantly represent contractual coupon rates.

Table 5.6 shows the fair value of held-to-maturity debt securities by contractual maturity.

Table 5.6: Fair Value by Contractual Maturity

		Remaining contractual maturity
	Total	Within one year	After one year through five years	After five years through ten years	After ten years
(in millions)	amount	Amount	Amount	Amount	Amount
December 31, 2017
Held-to-maturity securities:
Fair value:
Securities of U.S. Treasury and federal agencies	$44,806	—	32,388	12,418	—
Securities of U.S. states and political subdivisions	6,354	—	49	701	5,604
Federal agency and other mortgage-backed securities	87,046	—	15	11	87,020
Collateralized loan obligations	665	—	—	665	—
Other	114	—	114	—	—
Total held-to-maturity debt securities at fair value	$138,985	—	32,566	13,795	92,624
December 31, 2016
Held-to-maturity securities:
Fair value:
Securities of U.S. Treasury and federal agencies	$45,079	—	32,313	12,766	—
Securities of U.S. states and political subdivisions	6,209	—	24	430	5,755
Federal agency and other mortgage-backed securities	44,457	—	—	—	44,457
Collateralized loan obligations	1,070	—	—	1,070	—
Other	2,340	—	1,688	652	—
Total held-to-maturity debt securities at fair value	$99,155	—	34,025	14,918	50,212

Wells Fargo & Company	165

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

Table 5.7: Realized Gains and Losses

	Year ended December 31,
(in millions)	2017	2016	2015
Gross realized gains	$1,409	1,542	1,775
Gross realized losses	(207)	(106)	(67)
OTTI write-downs	(267)	(194)	(185)
Net realized gains from available-for-sale securities	935	1,242	1,523
Net realized gains from nonmarketable equity investments	812	579	1,659
Net realized gains from debt securities and equity investments	$1,747	1,821	3,182

Other-Than-Temporary Impairment
Table 5.8 shows the detail of total OTTI write-downs included in earnings for available-for-sale debt securities, marketable equity securities and nonmarketable equity investments. There were no OTTI write-downs on held-to-maturity securities during the years ended December 31, 2017, 2016 or 2015.

Table 5.8: OTTI Write-downs

	Year ended December 31,
(in millions)	2017	2016	2015
OTTI write-downs included in earnings
Debt securities:
Securities of U.S. states and political subdivisions	$150	63	18
Mortgage-backed securities:
Residential	11	34	54
Commercial	80	14	4
Corporate debt securities	21	72	105
Other debt securities	—	6	2
Total debt securities	262	189	183
Equity securities:
Marketable equity securities:
Other marketable equity securities	5	5	2
Total marketable equity securities	5	5	2
Total investment securities (1)	267	194	185
Nonmarketable equity investments (1)	339	448	374
Total OTTI write-downs included in earnings (1)	$606	642	559

(1)
The years ended December 31, 2017, 2016 and 2015, include $86 million, $258 million and $287 million, respectively, in OTTI write-downs of oil and gas investments, of which $24 million, $88 million and $104 million, respectively, related to investment securities and $62 million, $170 million and $183 million, respectively, related to nonmarketable equity investments.

166	Wells Fargo & Company

Other-Than-Temporarily Impaired Debt Securities
Table 5.9 shows the detail of OTTI write-downs on available-for-sale debt securities included in earnings and the related changes in OCI for the same securities.
Table 5.9: OTTI Write-downs Included in Earnings

	Year ended December 31,
(in millions)	2017	2016	2015
OTTI on debt securities
Recorded as part of gross realized losses:
Credit-related OTTI	$119	143	169
Intent-to-sell OTTI	143	46	14
Total recorded as part of gross realized losses	262	189	183
Changes to OCI for losses (reversal of losses) in non-credit-related OTTI (1):
Securities of U.S. states and political subdivisions	(5)	8	(1)
Residential mortgage-backed securities	(1)	(3)	(42)
Commercial mortgage-backed securities	(51)	24	(16)
Corporate debt securities	1	(13)	12
Other debt securities	(1)	2	—
Total changes to OCI for non-credit-related OTTI	(57)	18	(47)
Total OTTI losses recorded on debt securities	$205	207	136

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
Table 5.10: Rollforward of OTTI Credit Loss

	Year ended December 31,
(in millions)	2017	2016	2015
Credit loss recognized, beginning of year	$1,043	1,092	1,025
Additions:
For securities with initial credit impairments	9	85	102
For securities with previous credit impairments	110	58	67
Total additions	119	143	169
Reductions:
For securities sold, matured, or intended/required to be sold	(414)	(184)	(93)
For recoveries of previous credit impairments (1)	(6)	(8)	(9)
Total reductions	(420)	(192)	(102)
Credit loss recognized, end of year	$742	1,043	1,092

(1)
Recoveries of previous credit impairments result from increases in expected cash flows subsequent to credit loss recognition. Such recoveries are reflected prospectively as interest yield adjustments using the effective interest method.

Wells Fargo & Company	167

Note 6: Loans and Allowance for Credit Losses (continued)

Note 6: Loans and Allowance for Credit Losses
Table 6.1 presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include a total net reduction of $3.9 billion and $4.4 billion at

December 31, 2017 and 2016, respectively, for unearned income, net deferred loan fees, and unamortized discounts and premiums.

Table 6.1: Loans Outstanding

	December 31,
(in millions)	2017	2016	2015	2014	2013
Commercial:
Commercial and industrial	$333,125	330,840	299,892	271,795	235,358
Real estate mortgage	126,599	132,491	122,160	111,996	112,427
Real estate construction	24,279	23,916	22,164	18,728	16,934
Lease financing	19,385	19,289	12,367	12,307	12,371
Total commercial	503,388	506,536	456,583	414,826	377,090
Consumer:
Real estate 1-4 family first mortgage	284,054	275,579	273,869	265,386	258,507
Real estate 1-4 family junior lien mortgage	39,713	46,237	53,004	59,717	65,950
Credit card	37,976	36,700	34,039	31,119	26,882
Automobile	53,371	62,286	59,966	55,740	50,808
Other revolving credit and installment	38,268	40,266	39,098	35,763	43,049
Total consumer	453,382	461,068	459,976	447,725	445,196
Total loans	$956,770	967,604	916,559	862,551	822,286

Our foreign loans are reported by respective class of financing receivable in the table above. Substantially all of our foreign loan portfolio is commercial loans. Loans are classified as foreign primarily based on whether the borrower’s primary address is outside of the United States. Table 6.2 presents total commercial foreign loans outstanding by class of financing receivable.

Table 6.2: Commercial Foreign Loans Outstanding

	December 31,
(in millions)	2017	2016	2015	2014	2013
Commercial foreign loans:
Commercial and industrial	$60,106	55,396	49,049	44,707	41,547
Real estate mortgage	8,033	8,541	8,350	4,776	5,328
Real estate construction	655	375	444	218	187
Lease financing	1,126	972	274	336	338
Total commercial foreign loans	$69,920	65,284	58,117	50,037	47,400

168	Wells Fargo & Company

Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. At December 31, 2017 and 2016, we did not have concentrations representing 10% or more of our total loan portfolio in domestic commercial and industrial loans and lease financing by industry or CRE loans (real estate mortgage and real estate construction) by state or property type. Real estate 1-4 family non-PCI mortgage loans to borrowers in the state of California represented 12% of total loans at December 31, 2017, compared with 11% at December 31, 2016, and PCI loans were under 1% in both years. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 4% of total loans. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our real estate 1-4 family mortgage portfolio as part of our credit risk management process.
Some of our real estate 1-4 family first and junior lien mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 4% of total loans at December 31, 2017, and 7% at December 31, 2016. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans. We acquired an option payment loan portfolio (Pick-a-Pay) from Wachovia at December 31, 2008. A majority of the portfolio was identified as PCI loans. Since the acquisition, we have reduced our exposure to the option payment portion of the portfolio through our modification efforts and loss mitigation actions. At December 31, 2017, approximately 1% of total loans remained with the payment option feature compared with 10% at December 31, 2008.
Our first and junior lien lines of credit products generally have draw periods of 10, 15 or 20 years, with variable interest rate and payment options during the draw period of (1) interest only or (2) 1.5% of total outstanding balance plus accrued interest. During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate with terms including interest-only payments for a fixed period between three to seven years or a fully amortizing payment with a fixed period between five to 30 years. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. At December 31, 2017, our lines of credit portfolio had an outstanding balance of $49.9 billion, of which $12.3 billion, or 25%, is in its amortization period, another $3.0 billion, or 6%, of our total outstanding balance, will reach their end of draw period during 2018 through 2019, $9.3 billion, or 19%, during 2020 through 2022, and $25.3 billion, or 50%, will convert in subsequent years. This portfolio had unfunded credit commitments of $62.3 billion at December 31, 2017. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the lines in their draw period. At December 31, 2017, $575 million, or 5%, of outstanding lines of credit that are in their amortization period were 30 or more days past due, compared with $690 million, or 2%, for lines in their draw period. We have considered this increased inherent risk in our allowance for credit loss estimate. In anticipation of our borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.

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

Table 6.3: Loan Purchases, Sales, and Transfers

				Year ended December 31,
	2017			2016
(in millions)	Commercial	Consumer (1)	Total	Commercial (2)	Consumer (1)	Total
Purchases	$3,675	2	3,677	32,710	5	32,715
Sales	(2,066)	(425)	(2,491)	(1,334)	(1,486)	(2,820)
Transfers to MHFS/LHFS	(736)	(2)	(738)	(306)	(6)	(312)

(1)
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

(2)	Purchases include loans and capital leases from the 2016 GE Capital business acquisitions.

Wells Fargo & Company	169

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
We may, as a representative for other lenders, advance funds or provide for the issuance of letters of credit under syndicated loan or letter of credit agreements. Any advances are generally repaid in less than a week and would normally require default of both the customer and another lender to expose us to loss. These temporary advance arrangements totaled approximately $85 billion at December 31, 2017, and $77 billion at December 31, 2016.
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2017 and 2016, we had $982 million and $1.1 billion, respectively, of outstanding issued commercial letters of credit. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility for different purposes in one of several forms, including a standby letter of credit. See Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments) for additional information on standby letters of credit.
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
Table 6.4: Unfunded Credit Commitments

(in millions)	Dec 31, 2017	Dec 31, 2016
Commercial:
Commercial and industrial	$326,626	319,662
Real estate mortgage	7,485	7,833
Real estate construction	16,621	18,840
Lease financing	—	16
Total commercial	350,732	346,351
Consumer:
Real estate 1-4 family first mortgage	29,876	33,498
Real estate 1-4 family junior lien mortgage	38,897	41,431
Credit card	108,465	101,895
Other revolving credit and installment	27,541	28,349
Total consumer	204,779	205,173
Total unfunded credit commitments	$555,511	551,524

170	Wells Fargo & Company

Allowance for Credit Losses
Table 6.5 presents the allowance for credit losses, which consists of the allowance for loan losses and the allowance for unfunded credit commitments.

Table 6.5: Allowance for Credit Losses

	Year ended December 31,
(in millions)	2017	2016	2015	2014	2013
Balance, beginning of year	$12,540	12,512	13,169	14,971	17,477
Provision for credit losses	2,528	3,770	2,442	1,395	2,309
Interest income on certain impaired loans (1)	(186)	(205)	(198)	(211)	(264)
Loan charge-offs:
Commercial:
Commercial and industrial	(789)	(1,419)	(734)	(627)	(739)
Real estate mortgage	(38)	(27)	(59)	(66)	(190)
Real estate construction	—	(1)	(4)	(9)	(28)
Lease financing	(45)	(41)	(14)	(15)	(34)
Total commercial	(872)	(1,488)	(811)	(717)	(991)
Consumer:
Real estate 1-4 family first mortgage	(240)	(452)	(507)	(721)	(1,439)
Real estate 1-4 family junior lien mortgage	(279)	(495)	(635)	(864)	(1,579)
Credit card	(1,481)	(1,259)	(1,116)	(1,025)	(1,022)
Automobile	(1,002)	(845)	(742)	(729)	(625)
Other revolving credit and installment	(713)	(708)	(643)	(668)	(754)
Total consumer	(3,715)	(3,759)	(3,643)	(4,007)	(5,419)
Total loan charge-offs	(4,587)	(5,247)	(4,454)	(4,724)	(6,410)
Loan recoveries:
Commercial:
Commercial and industrial	297	263	252	369	396
Real estate mortgage	82	116	127	160	226
Real estate construction	30	38	37	136	137
Lease financing	17	11	8	8	17
Total commercial	426	428	424	673	776
Consumer:
Real estate 1-4 family first mortgage	288	373	245	212	246
Real estate 1-4 family junior lien mortgage	266	266	259	238	269
Credit card	239	207	175	161	127
Automobile	319	325	325	349	322
Other revolving credit and installment	121	128	134	146	161
Total consumer	1,233	1,299	1,138	1,106	1,125
Total loan recoveries	1,659	1,727	1,562	1,779	1,901
Net loan charge-offs	(2,928)	(3,520)	(2,892)	(2,945)	(4,509)
Other	6	(17)	(9)	(41)	(42)
Balance, end of year	$11,960	12,540	12,512	13,169	14,971
Components:
Allowance for loan losses	$11,004	11,419	11,545	12,319	14,502
Allowance for unfunded credit commitments	956	1,121	967	850	469
Allowance for credit losses	$11,960	12,540	12,512	13,169	14,971
Net loan charge-offs as a percentage of average total loans	0.31%	0.37	0.33	0.35	0.56
Allowance for loan losses as a percentage of total loans	1.15	1.18	1.26	1.43	1.76
Allowance for credit losses as a percentage of total loans	1.25	1.30	1.37	1.53	1.82

(1)
Certain impaired loans with an allowance calculated by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize changes in allowance attributable to the passage of time as interest income.

Wells Fargo & Company	171

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.6 summarizes the activity in the allowance for credit losses by our commercial and consumer portfolio segments.

Table 6.6: Allowance Activity by Portfolio Segment

	Year ended December 31,
	2017			2016
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of year	$7,394	5,146	12,540	6,872	5,640	12,512
Provision (reversal of provision) for credit losses	(261)	2,789	2,528	1,644	2,126	3,770
Interest income on certain impaired loans	(59)	(127)	(186)	(45)	(160)	(205)

Loan charge-offs	(872)	(3,715)	(4,587)	(1,488)	(3,759)	(5,247)
Loan recoveries	426	1,233	1,659	428	1,299	1,727
Net loan charge-offs	(446)	(2,482)	(2,928)	(1,060)	(2,460)	(3,520)
Other	4	2	6	(17)	—	(17)
Balance, end of year	$6,632	5,328	11,960	7,394	5,146	12,540

Table 6.7 disaggregates our allowance for credit losses and recorded investment in loans by impairment methodology.

Table 6.7: Allowance by Impairment Methodology

	Allowance for credit losses			Recorded investment in loans
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
December 31, 2017
Collectively evaluated (1)	$5,927	4,143	10,070	499,342	425,919	925,261
Individually evaluated (2)	705	1,185	1,890	3,960	14,714	18,674
PCI (3)	—	—	—	86	12,749	12,835
Total	$6,632	5,328	11,960	503,388	453,382	956,770
December 31, 2016
Collectively evaluated (1)	$6,392	3,553	9,945	500,487	428,009	928,496
Individually evaluated (2)	1,000	1,593	2,593	5,372	17,005	22,377
PCI (3)	2	—	2	677	16,054	16,731
Total	$7,394	5,146	12,540	506,536	461,068	967,604

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

Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the allowance for credit losses. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date, with the exception of updated Fair Isaac Corporation (FICO) scores and updated loan-to-value (LTV)/combined LTV (CLTV). We obtain FICO scores at loan origination and the scores are generally updated at least quarterly, except in limited circumstances, including compliance with the Fair Credit Reporting Act (FCRA). Generally, the LTV and CLTV indicators are updated in the second month of each quarter, with updates no older than September 30, 2017. See the “Purchased Credit-Impaired Loans” section in this Note for credit quality information on our PCI portfolio.

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
Table 6.8 provides a breakdown of outstanding commercial loans by risk category. Of the $16.6 billion in criticized commercial and industrial loans and $4.6 billion in criticized commercial real estate (CRE) loans at December 31, 2017, $1.9 billion and $665 million, respectively, have been placed on nonaccrual status and written down to net realizable collateral value.

172	Wells Fargo & Company

Table 6.8: Commercial Loans by Risk Category

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2017
By risk category:
Pass	$316,431	122,312	23,981	18,162	480,886
Criticized	16,608	4,287	298	1,223	22,416
Total commercial loans (excluding PCI)	333,039	126,599	24,279	19,385	503,302
Total commercial PCI loans (carrying value)	86	—	—	—	86
Total commercial loans	$333,125	126,599	24,279	19,385	503,388
December 31, 2016
By risk category:
Pass	$308,166	126,793	23,408	17,899	476,266
Criticized	22,437	5,315	451	1,390	29,593
Total commercial loans (excluding PCI)	330,603	132,108	23,859	19,289	505,859
Total commercial PCI loans (carrying value)	237	383	57	—	677
Total commercial loans	$330,840	132,491	23,916	19,289	506,536

Table 6.9 provides past due information for commercial loans, which we monitor as part of our credit risk management practices.

Table 6.9: Commercial Loans by Delinquency Status

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2017
By delinquency status:
Current-29 days past due (DPD) and still accruing	$330,319	125,642	24,107	19,148	499,216
30-89 DPD and still accruing	795	306	135	161	1,397
90+ DPD and still accruing	26	23	—	—	49
Nonaccrual loans	1,899	628	37	76	2,640
Total commercial loans (excluding PCI)	333,039	126,599	24,279	19,385	503,302
Total commercial PCI loans (carrying value)	86	—	—	—	86
Total commercial loans	$333,125	126,599	24,279	19,385	503,388
December 31, 2016
By delinquency status:
Current-29 DPD and still accruing	$326,765	131,165	23,776	19,042	500,748
30-89 DPD and still accruing	594	222	40	132	988
90+ DPD and still accruing	28	36	—	—	64
Nonaccrual loans	3,216	685	43	115	4,059
Total commercial loans (excluding PCI)	330,603	132,108	23,859	19,289	505,859
Total commercial PCI loans (carrying value)	237	383	57	—	677
Total commercial loans	$330,840	132,491	23,916	19,289	506,536

Wells Fargo & Company	173

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

Table 6.10: Consumer Loans by Delinquency Status

(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Credit card	Automobile	Other revolving credit and installment	Total
December 31, 2017
By delinquency status:
Current-29 DPD	$251,786	38,746	36,996	51,445	37,885	416,858
30-59 DPD	1,893	336	287	1,385	155	4,056
60-89 DPD	742	163	201	392	93	1,591
90-119 DPD	369	103	192	146	80	890
120-179 DPD	308	95	298	3	30	734
180+ DPD	1,091	243	2	—	25	1,361
Government insured/guaranteed loans (1)	15,143	—	—	—	—	15,143
Total consumer loans (excluding PCI)	271,332	39,686	37,976	53,371	38,268	440,633
Total consumer PCI loans (carrying value)	12,722	27	—	—	—	12,749
Total consumer loans	$284,054	39,713	37,976	53,371	38,268	453,382
December 31, 2016
By delinquency status:
Current-29 DPD	$239,061	45,238	35,773	60,572	39,833	420,477
30-59 DPD	1,904	296	275	1,262	177	3,914
60-89 DPD	700	160	200	330	111	1,501
90-119 DPD	307	102	169	116	93	787
120-179 DPD	323	108	279	5	30	745
180+ DPD	1,661	297	4	1	22	1,985
Government insured/guaranteed loans (1)	15,605	—	—	—	—	15,605
Total consumer loans (excluding PCI)	259,561	46,201	36,700	62,286	40,266	445,014
Total consumer PCI loans (carrying value)	16,018	36	—	—	—	16,054
Total consumer loans	$275,579	46,237	36,700	62,286	40,266	461,068

(1)
Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA. Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $10.5 billion at December 31, 2017, compared with $10.1 billion at December 31, 2016.

Of the $3.0 billion of consumer loans not government insured/guaranteed that are 90 days or more past due at December 31, 2017, $1.0 billion was accruing, compared with $3.5 billion past due and $908 million accruing at December 31, 2016.
Real estate 1-4 family first mortgage loans 180 days or more past due totaled $1.1 billion, or 0.4% of total first mortgages (excluding PCI), at December 31, 2017, compared with $1.7 billion, or 0.6%, at December 31, 2016.

Table 6.11 provides a breakdown of our consumer portfolio by FICO. The December 31, 2017, FICO scores for real estate 1-4 family first and junior lien mortgages reflect a new FICO score version we adopted in first quarter 2017 to monitor and manage those portfolios. In general, the impact for us is a shift to higher scores, particularly to the 800+ level, as the new FICO score version utilizes a more refined approach that better distinguishes borrower credit risk. Most of the scored consumer portfolio has an updated FICO of 680 and above, reflecting a strong current borrower credit profile. FICO is not available for certain loan types, or may not be required if we deem it unnecessary due to strong collateral and other borrower attributes. Substantially all loans not requiring a FICO score are securities-based loans originated through retail brokerage, and totaled $8.5 billion at December 31, 2017, and $8.0 billion at December 31, 2016.

174	Wells Fargo & Company

Table 6.11: Consumer Loans by FICO

(in millions)	Real estate 1-4 family first mortgage (1)	Real estate 1-4 family junior lien mortgage (1)	Credit card	Automobile	Other revolving credit and installment (1)	Total
December 31, 2017
By FICO:
< 600	$5,145	1,768	3,525	8,858	863	20,159
600-639	3,487	1,253	3,101	5,615	904	14,360
640-679	6,789	2,387	5,690	7,696	1,959	24,521
680-719	14,977	4,797	7,628	8,825	3,582	39,809
720-759	27,926	6,246	8,097	7,806	5,089	55,164
760-799	55,590	7,323	6,372	6,468	6,257	82,010
800+	136,729	15,144	2,994	7,845	8,455	171,167
No FICO available	5,546	768	569	258	2,648	9,789
FICO not required	—	—	—	—	8,511	8,511
Government insured/guaranteed loans (2)	15,143	—	—	—	—	15,143
Total consumer loans (excluding PCI)	271,332	39,686	37,976	53,371	38,268	440,633
Total consumer PCI loans (carrying value)	12,722	27	—	—	—	12,749
Total consumer loans	$284,054	39,713	37,976	53,371	38,268	453,382
December 31, 2016
By FICO:
< 600	$6,720	2,591	3,475	9,934	976	23,696
600-639	5,400	1,917	3,109	6,705	1,056	18,187
640-679	10,975	3,747	5,678	10,204	2,333	32,937
680-719	23,300	6,432	7,382	11,233	4,302	52,649
720-759	38,832	9,413	7,632	8,769	5,869	70,515
760-799	103,608	14,929	6,191	8,164	8,348	141,240
800+	49,508	6,391	2,868	6,856	6,434	72,057
No FICO available	5,613	781	365	421	2,906	10,086
FICO not required	—	—	—	—	8,042	8,042
Government insured/guaranteed loans (2)	15,605	—	—	—	—	15,605
Total consumer loans (excluding PCI)	259,561	46,201	36,700	62,286	40,266	445,014
Total consumer PCI loans (carrying value)	16,018	36	—	—	—	16,054
Total consumer loans	$275,579	46,237	36,700	62,286	40,266	461,068

(1)	The December 31, 2017, amounts reflect updated FICO score version implemented in first quarter 2017.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

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

Wells Fargo & Company	175

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.12: Consumer Loans by LTV/CLTV

	December 31, 2017			December 31, 2016
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$133,902	16,301	150,203	121,430	16,464	137,894
60.01-80%	104,639	12,918	117,557	101,726	15,262	116,988
80.01-100%	13,924	6,580	20,504	15,795	8,765	24,560
100.01-120% (1)	1,868	2,427	4,295	2,644	3,589	6,233
> 120% (1)	783	1,008	1,791	1,066	1,613	2,679
No LTV/CLTV available	1,073	452	1,525	1,295	508	1,803
Government insured/guaranteed loans (2)	15,143	—	15,143	15,605	—	15,605
Total consumer loans (excluding PCI)	271,332	39,686	311,018	259,561	46,201	305,762
Total consumer PCI loans (carrying value)	12,722	27	12,749	16,018	36	16,054
Total consumer loans	$284,054	39,713	323,767	275,579	46,237	321,816

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

(2)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

NONACCRUAL LOANS Table 6.13 provides loans on nonaccrual status. PCI loans are excluded from this table because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.

Table 6.13: Nonaccrual Loans

	Dec 31,	Dec 31,
(in millions)	2017	2016
Commercial:
Commercial and industrial	$1,899	3,216
Real estate mortgage	628	685
Real estate construction	37	43
Lease financing	76	115
Total commercial	2,640	4,059
Consumer:
Real estate 1-4 family first mortgage (1)	4,122	4,962
Real estate 1-4 family junior lien mortgage	1,086	1,206
Automobile	130	106
Other revolving credit and installment	58	51
Total consumer	5,396	6,325
Total nonaccrual loans (excluding PCI)	$8,036	10,384

(1)	Includes MHFS of $136 million and $149 million at December 31, 2017 and 2016, respectively.

LOANS IN PROCESS OF FORECLOSURE Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $6.3 billion and $8.1 billion at December 31, 2017 and 2016, respectively, which included $4.0 billion and $4.8 billion, respectively, of loans that are government insured/guaranteed. We commence the foreclosure process on consumer real estate loans when a borrower becomes 120 days delinquent in accordance with Consumer Finance Protection Bureau Guidelines. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state’s courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law.

176	Wells Fargo & Company

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING   Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate 1‑4 family mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due. PCI loans of $1.4 billion at December 31, 2017, and $2.0 billion at December 31, 2016, are not included in these past due and still accruing loans even though they are 90 days or more contractually past due. These PCI loans are considered to be accruing because they continue to earn interest from accretable yield, independent of performance in accordance with their contractual terms.
Table 6.14 shows non-PCI loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.

Table 6.14: Loans 90 Days or More Past Due and Still Accruing

	Dec 31,	Dec 31,
(in millions)	2017	2016
Total (excluding PCI):	$11,997	11,858
Less: FHA insured/guaranteed by the VA (1)(2)	10,934	10,883
Less: Student loans guaranteed under the Federal Family Education Loan Program (FFELP) (3)	—	3
Total, not government insured/guaranteed	$1,063	972
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$26	28
Real estate mortgage	23	36
Total commercial	49	64
Consumer:
Real estate 1-4 family first mortgage (2)	219	175
Real estate 1-4 family junior lien mortgage (2)	60	56
Credit card	492	452
Automobile	143	112
Other revolving credit and installment	100	113
Total consumer	1,014	908
Total, not government insured/guaranteed	$1,063	972

(1)	Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

(2)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

(3)
Represents loans whose repayments are largely guaranteed by agencies on behalf of the U.S. Department of Education under the FFELP. All remaining student loans guaranteed under the FFELP were sold as of March 31, 2017.

Wells Fargo & Company	177

Note 6: Loans and Allowance for Credit Losses (continued)

IMPAIRED LOANS  Table 6.15 summarizes key information for impaired loans. Our impaired loans predominantly include loans on nonaccrual status in the commercial portfolio segment and loans modified in a TDR, whether on accrual or nonaccrual status. These impaired loans generally have estimated losses which are included in the allowance for credit losses. We have impaired loans with no allowance for credit losses when loss content has been previously recognized through charge-offs and we do not anticipate additional charge-offs or losses, or certain loans are currently performing in accordance with their terms and for which no loss has been estimated. Impaired loans exclude PCI loans. Table 6.15 includes trial modifications that totaled $194 million at December 31, 2017, and $299 million at December 31, 2016.
For additional information on our impaired loans and allowance for credit losses, see Note 1 (Summary of Significant Accounting Policies).

Table 6.15: Impaired Loans Summary

		Recorded investment
(in millions)	Unpaid principal balance (1)	Impaired loans	Impaired loans with related allowance for credit losses	Related allowance for credit losses
December 31, 2017
Commercial:
Commercial and industrial	$3,577	2,568	2,310	462
Real estate mortgage	1,502	1,239	1,207	211
Real estate construction	95	54	45	9
Lease financing	132	99	89	23
Total commercial	5,306	3,960	3,651	705
Consumer:
Real estate 1-4 family first mortgage	14,020	12,225	6,060	770
Real estate 1-4 family junior lien mortgage	2,135	1,918	1,421	245
Credit card	356	356	356	136
Automobile	157	87	34	5
Other revolving credit and installment	136	128	117	29
Total consumer (2)	16,804	14,714	7,988	1,185
Total impaired loans (excluding PCI)	$22,110	18,674	11,639	1,890
December 31, 2016
Commercial:
Commercial and industrial	$5,058	3,742	3,418	675
Real estate mortgage	1,777	1,418	1,396	280
Real estate construction	167	93	93	22
Lease financing	146	119	119	23
Total commercial	7,148	5,372	5,026	1,000
Consumer:
Real estate 1-4 family first mortgage	16,438	14,362	9,475	1,117
Real estate 1-4 family junior lien mortgage	2,399	2,156	1,681	350
Credit card	300	300	300	104
Automobile	153	85	31	5
Other revolving credit and installment	109	102	91	17
Total consumer (2)	19,399	17,005	11,578	1,593
Total impaired loans (excluding PCI)	$26,547	22,377	16,604	2,593

(1)	Excludes the unpaid principal balance for loans that have been fully charged off or otherwise have zero recorded investment.

(2)
Includes the recorded investment of $1.4 billion and $1.5 billion at December 31, 2017 and 2016, respectively, of government insured/guaranteed loans that are predominantly insured by the FHA or guaranteed by the VA and generally do not have an allowance. Impaired loans may also have limited, if any, allowance when the recorded investment of the loan approximates estimated net realizable value as a result of charge-offs prior to a TDR modification.

178	Wells Fargo & Company

Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $579 million and $403 million at December 31, 2017 and 2016, respectively.
Table 6.16 provides the average recorded investment in impaired loans and the amount of interest income recognized on impaired loans by portfolio segment and class.

Table 6.16: Average Recorded Investment in Impaired Loans

	Year ended December 31,
	2017		2016		2015
(in millions)	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income	Average recorded investment	Recognized interest income
Commercial:
Commercial and industrial	$3,241	118	3,408	101	1,240	80
Real estate mortgage	1,328	91	1,636	128	2,128	140
Real estate construction	66	14	115	11	246	25
Lease financing	105	1	88	—	26	—
Total commercial	4,740	224	5,247	240	3,640	245
Consumer:
Real estate 1-4 family first mortgage	13,326	730	15,857	828	17,924	921
Real estate 1-4 family junior lien mortgage	2,041	121	2,294	132	2,480	137
Credit card	323	36	295	34	317	39
Automobile	86	11	93	11	115	13
Other revolving credit and installment	117	8	89	6	61	5
Total consumer	15,893	906	18,628	1,011	20,897	1,115
Total impaired loans (excluding PCI)	$20,633	1,130	23,875	1,251	24,537	1,360

Interest income:
Cash basis of accounting	$299	353	412
Other (1)	831	898	948
Total interest income	$1,130	1,251	1,360

(1)
Includes interest recognized on accruing TDRs, interest recognized related to certain impaired loans which have an allowance calculated using discounting, and amortization of purchase accounting adjustments related to certain impaired loans.

TROUBLED DEBT RESTRUCTURINGS (TDRs)  When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR, the balance of which totaled $17.8 billion and $20.8 billion at December 31, 2017 and 2016, respectively. We do not consider loan resolutions such as foreclosure or short sale to be a TDR.
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

Wells Fargo & Company	179

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.17: TDR Modifications

	Primary modification type (1)				Financial effects of modifications
(in millions)	Principal (2)	Interest rate reduction	Other concessions (3)	Total	Charge- offs (4)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction (5)
Year ended December 31, 2017
Commercial:
Commercial and industrial	$24	45	2,912	2,981	173	0.64%	$45
Real estate mortgage	5	59	507	571	20	1.28	59
Real estate construction	—	1	26	27	—	0.69	1
Lease financing	—	—	37	37	—	—	—
Total commercial	29	105	3,482	3,616	193	1.00	105
Consumer:
Real estate 1-4 family first mortgage	231	140	1,035	1,406	15	2.57	257
Real estate 1-4 family junior lien mortgage	25	82	81	188	14	3.26	93
Credit card	—	257	—	257	—	11.98	257
Automobile	2	15	67	84	39	5.89	15
Other revolving credit and installment	—	47	8	55	1	7.47	47
Trial modifications (6)	—	—	(28)	(28)	—	—	—
Total consumer	258	541	1,163	1,962	69	6.70	669
Total	$287	646	4,645	5,578	262	5.92%	$774
Year ended December 31, 2016
Commercial:
Commercial and industrial	$42	130	3,154	3,326	360	1.91%	$130
Real estate mortgage	2	105	560	667	1	1.15	105
Real estate construction	—	27	72	99	—	1.02	27
Lease financing	—	—	8	8	—	—	—
Total commercial	44	262	3,794	4,100	361	1.51	262
Consumer:
Real estate 1-4 family first mortgage	338	288	1,411	2,037	49	2.69	507
Real estate 1-4 family junior lien mortgage	23	109	106	238	37	3.07	130
Credit card	—	180	—	180	—	12.09	180
Automobile	2	16	57	75	36	6.07	16
Other revolving credit and installment	1	33	10	44	2	6.83	33
Trial modifications (6)	—	—	44	44	—	—	—
Total consumer	364	626	1,628	2,618	124	4.92	866
Total	$408	888	5,422	6,718	485	4.13%	$1,128
Year ended December 31, 2015
Commercial:
Commercial and industrial	$10	33	1,806	1,849	62	1.11%	$33
Real estate mortgage	14	133	904	1,051	1	1.47	133
Real estate construction	11	15	72	98	—	0.95	15
Lease financing	—	—	—	—	—	—	—
Total commercial	35	181	2,782	2,998	63	1.36	181
Consumer:
Real estate 1-4 family first mortgage	400	339	1,892	2,631	53	2.50	656
Real estate 1-4 family junior lien mortgage	34	99	172	305	43	3.09	127
Credit card	—	166	—	166	—	11.44	166
Automobile	1	5	87	93	38	8.28	5
Other revolving credit and installment	—	27	8	35	1	5.94	27
Trial modifications (6)	—	—	44	44	—	—	—
Total consumer	435	636	2,203	3,274	135	4.21	981
Total	$470	817	4,985	6,272	198	3.77%	$1,162

(1)
Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $2.1 billion, $1.6 billion and $2.1 billion, for the years ended December 31, 2017, 2016, and 2015, respectively.

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

(4)
Charge-offs include write-downs of the investment in the loan in the period it is contractually modified. The amount of charge-off will differ from the modification terms if the loan has been charged down prior to the modification based on our policies. In addition, there may be cases where we have a charge-off/down with no legal principal modification. Modifications resulted in legally forgiving principal (actual, contingent or deferred) of $32 million, $67 million and $100 million for the years ended December 31, 2017, 2016, and 2015, respectively.

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

Table 6.18: Defaulted TDRs

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2017	2016	2015
Commercial:
Commercial and industrial	$173	124	66
Real estate mortgage	61	66	104
Real estate construction	4	3	4
Lease financing	1	—	—
Total commercial	239	193	174
Consumer:
Real estate 1-4 family first mortgage	114	138	187
Real estate 1-4 family junior lien mortgage	19	20	17
Credit card	74	56	52
Automobile	15	13	13
Other revolving credit and installment	5	4	3
Total consumer	227	231	272
Total	$466	424	446
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

Table 6.19: PCI Loans

	Dec 31,	Dec 31,
(in millions)	2017	2016
Commercial:
Commercial and industrial	$86	237
Real estate mortgage	—	383
Real estate construction	—	57
Total commercial	86	677
Consumer:
Real estate 1-4 family first mortgage	12,722	16,018
Real estate 1-4 family junior lien mortgage	27	36
Total consumer	12,749	16,054
Total PCI loans (carrying value)	$12,835	16,731
Total PCI loans (unpaid principal balance)	$18,975	24,136

Wells Fargo & Company	181

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

The change in the accretable yield related to PCI loans since the merger with Wachovia is presented in Table 6.20. Changes during 2017 reflected an expectation, as a result of our quarterly evaluation of PCI cash flows, that prepayment of modified Pick-a-Pay loans will continue to increase over their estimated weighted-average life and that expected loss has decreased as a result of continued reductions in loan to value ratios and sustained higher housing prices. Changes during 2017 also reflect a $309 million gain on the sale of $569 million Pick-a-Pay PCI loans in second quarter 2017.

Table 6.20: Change in Accretable Yield

(in millions)	2017	2016	2015	2009-2014
Total, beginning of period	$11,216	16,301	17,790	10,447
Addition of accretable yield due to acquisitions	2	27	—	132
Accretion into interest income (1)	(1,406)	(1,365)	(1,429)	(12,783)
Accretion into noninterest income due to sales (2)	(334)	(9)	(28)	(430)
Reclassification from nonaccretable difference for loans with improving credit-related cash flows	642	1,221	1,166	8,568
Changes in expected cash flows that do not affect nonaccretable difference (3)	(1,233)	(4,959)	(1,198)	11,856
Total, end of period	$8,887	11,216	16,301	17,790

(1)	Includes accretable yield released as a result of settlements with borrowers, which is included in interest income.

(2)	Includes accretable yield released as a result of sales to third parties, which is included in noninterest income.

(3)
Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions, changes in interest rates on variable rate PCI loans and sales to third parties.

COMMERCIAL PCI CREDIT QUALITY INDICATORS Table 6.21 provides a breakdown of commercial PCI loans by risk category.

Table 6.21: Commercial PCI Loans by Risk Category

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2017
By risk category:
Pass	$8	—	—	8
Criticized	78	—	—	78
Total commercial PCI loans	$86	—	—	86
December 31, 2016
By risk category:
Pass	$92	263	47	402
Criticized	145	120	10	275
Total commercial PCI loans	$237	383	57	677

182	Wells Fargo & Company

Table 6.22 provides past due information for commercial PCI loans.

Table 6.22: Commercial PCI Loans by Delinquency Status

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Total
December 31, 2017
By delinquency status:
Current-29 DPD and still accruing	$86	—	—	86
30-89 DPD and still accruing	—	—	—	—
90+ DPD and still accruing	—	—	—	—
Total commercial PCI loans	$86	—	—	86
December 31, 2016
By delinquency status:
Current-29 DPD and still accruing	$235	353	48	636
30-89 DPD and still accruing	2	10	—	12
90+ DPD and still accruing	—	20	9	29
Total commercial PCI loans	$237	383	57	677

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

Table 6.23: Consumer PCI Loans by Delinquency Status

	December 31, 2017			December 31, 2016
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By delinquency status:
Current-29 DPD and still accruing	$13,127	138	13,265	16,095	171	16,266
30-59 DPD and still accruing	1,317	8	1,325	1,488	7	1,495
60-89 DPD and still accruing	622	3	625	668	2	670
90-119 DPD and still accruing	293	2	295	233	2	235
120-179 DPD and still accruing	219	2	221	238	2	240
180+ DPD and still accruing	1,310	4	1,314	2,081	8	2,089
Total consumer PCI loans (adjusted unpaid principal balance)	$16,888	157	17,045	20,803	192	20,995
Total consumer PCI loans (carrying value)	$12,722	27	12,749	16,018	36	16,054

Wells Fargo & Company	183

Note 6: Loans and Allowance for Credit Losses (continued)

Table 6.24 provides FICO scores for consumer PCI loans.

Table 6.24: Consumer PCI Loans by FICO

	December 31, 2017 (1)			December 31, 2016
(in millions)	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total	Real estate 1-4 family first mortgage	Real estate 1-4 family junior lien mortgage	Total
By FICO:
< 600	$4,014	37	4,051	4,292	46	4,338
600-639	2,086	20	2,106	3,001	26	3,027
640-679	2,393	24	2,417	3,972	35	4,007
680-719	2,242	29	2,271	3,170	37	3,207
720-759	1,779	23	1,802	1,767	24	1,791
760-799	933	12	945	962	15	977
800+	468	6	474	254	4	258
No FICO available	2,973	6	2,979	3,385	5	3,390
Total consumer PCI loans (adjusted unpaid principal balance)	$16,888	157	17,045	20,803	192	20,995
Total consumer PCI loans (carrying value)	$12,722	27	12,749	16,018	36	16,054

(1)	December 31, 2017 amounts reflect updated FICO score version implemented in first quarter 2017.

Table 6.25 shows the distribution of consumer PCI loans by LTV for real estate 1-4 family first mortgages and by CLTV for real estate 1-4 family junior lien mortgages.

Table 6.25: Consumer PCI Loans by LTV/CLTV

	December 31, 2017			December 31, 2016
(in millions)	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total	Real estate 1-4 family first mortgage by LTV	Real estate 1-4 family junior lien mortgage by CLTV	Total
By LTV/CLTV:
0-60%	$8,010	45	8,055	7,513	38	7,551
60.01-80%	6,510	63	6,573	9,000	76	9,076
80.01-100%	1,975	35	2,010	3,458	54	3,512
100.01-120% (1)	319	10	329	669	18	687
> 120% (1)	73	3	76	161	5	166
No LTV/CLTV available	1	1	2	2	1	3
Total consumer PCI loans (adjusted unpaid principal balance)	$16,888	157	17,045	20,803	192	20,995
Total consumer PCI loans (carrying value)	$12,722	27	12,749	16,018	36	16,054

(1)	Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.

184	Wells Fargo & Company

Note 7: Premises, Equipment, Lease Commitments and Other Assets
Table 7.1: Premises and Equipment

(in millions)	Dec 31, 2017	Dec 31, 2016
Land	$1,799	1,726
Buildings	8,865	8,584
Furniture and equipment	7,089	6,606
Leasehold improvements	2,291	2,199
Premises and equipment leased under capital leases	103	70
Total premises and equipment	20,147	19,185
Less: Accumulated depreciation and amortization	11,300	10,852
Net book value, premises and equipment	$8,847	8,333

Depreciation and amortization expense for premises and equipment was $1.2 billion for the years 2017, 2016 and 2015.
Dispositions of premises and equipment resulted in net gains of $128 million, $44 million and $75 million in 2017, 2016 and 2015, respectively, included in other noninterest expense.
We have obligations under a number of noncancelable operating leases for premises and equipment. The leases predominantly expire over the next fifteen years, with the longest expiring in 2105, and many provide for periodic adjustment of rentals based on changes in various economic indicators. Some leases also include a renewal option. Table 7.2 provides the future minimum payments of noncancelable operating leases, net of sublease income, with terms greater than one year as of December 31, 2017.
Table 7.2: Minimum Lease Payments of Operating Leases

(in millions)
Year ended December 31,
2018	$1,172
2019	1,095
2020	961
2021	776
2022	605
Thereafter	1,976
Total	$6,585
Total minimum lease payments for operating leases above are net of $469 million of noncancelable sublease income. Operating lease rental expense (predominantly for premises) was $1.3 billion for the years 2017, 2016 and 2015, net of sublease income of $76 million, $86 million and $103 million for the same years, respectively.

Table 7.3 presents the components of other assets.
Table 7.3: Other Assets

(in millions)	Dec 31, 2017	Dec 31, 2016
Nonmarketable equity investments:
Cost method:
Federal bank stock	$5,369	6,407
Private equity	1,394	1,465
Auction rate securities	400	525
Total cost method	7,163	8,397
Equity method:
LIHTC (1)	10,269	9,714
Private equity	3,839	3,635
Tax-advantaged renewable energy	1,950	2,054
New market tax credit and other	294	305
Total equity method	16,352	15,708
Fair value (2)	4,867	3,275
Total nonmarketable equity investments	28,382	27,380
Corporate/bank-owned life insurance	19,549	19,325
Accounts receivable (3)	39,127	31,056
Interest receivable	5,688	5,339
Core deposit intangibles	769	1,620
Customer relationship and other amortized intangibles	841	1,089
Foreclosed assets:
Residential real estate:
Government insured/guaranteed (3)	120	197
Non-government insured/guaranteed	252	378
Non-residential real estate	270	403
Operating lease assets	9,666	10,089
Due from customers on acceptances	177	196
Other	13,540	17,469
Total other assets	$118,381	114,541

(1)	Represents low income housing tax credit investments.

(2)	Represents nonmarketable equity investments for which we have elected the fair value option. See Note 17 (Fair Values of Assets and Liabilities) for additional information.

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

Wells Fargo & Company	185

Note 7: Premises, Equipment, Lease Commitments and Other Assets (continued)

Table 7.4 presents income (expense) related to nonmarketable equity investments.
Table 7.4: Nonmarketable Equity Investments

	Year ended December 31,
(in millions)	2017	2016	2015
Net realized gains from nonmarketable equity investments	$812	579	1,659
All other	(1,042)	(508)	(743)
Total	$(230)	71	916

Low Income Housing Tax Credit Investments We invest in affordable housing projects that qualify for the low income housing tax credit (LIHTC), which is designed to promote private development of low income housing. These investments generate a return primarily through realization of federal tax credits.

Total LIHTC investments were $10.3 billion and $9.7 billion at December 31, 2017 and 2016, respectively. In 2017, we recognized pre-tax losses of $1.2 billion related to our LIHTC investments, compared with $816 million in 2016. We also recognized total tax benefits of $1.5 billion in 2017, which included tax credits recorded in income taxes of $1.1 billion. In 2016, total tax benefits were $1.2 billion, which included tax credits of $939 million. We are periodically required to provide additional financial support during the investment period. Our liability for these unfunded commitments was $3.6 billion at December 31, 2017 and 2016. Predominantly all of this liability is expected to be paid over the next three years. This liability is included in long-term debt.

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

Wells Fargo & Company	187

Note 8: Securitizations and Variable Interest Entities (continued)

Table 8.1 provides the classifications of assets and liabilities in our balance sheet for our transactions with VIEs.

Table 8.1: Balance Sheet Transactions with VIEs

(in millions)	VIEs that we do not consolidate	VIEs that we consolidate		Transfers that we account for as secured borrowings	Total
December 31, 2017
Cash	$—	116		—	116
Federal funds sold, securities purchased under resale agreements and other short-term investments	—	376		—	376
Trading assets	1,305	294		201	1,800
Investment securities (1)	3,773	—		358	4,131
Loans	4,274	12,482		110	16,866
Mortgage servicing rights	13,628	—		—	13,628
Derivative assets	44	—		—	44
Other assets	10,740	349		6	11,095
Total assets	33,764	13,617		675	48,056
Short-term borrowings	—	—		522	522
Derivative liabilities	106	5	(2)	—	111
Accrued expenses and other liabilities	244	132	(2)	10	386
Long-term debt	3,590	1,479	(2)	111	5,180
Total liabilities	3,940	1,616		643	6,199
Noncontrolling interests	—	283		—	283
Net assets	$29,824	11,718		32	41,574
December 31, 2016
Cash	$—	168		—	168
Federal funds sold, securities purchased under resale agreements and other short-term investments	—	74		—	74
Trading assets	2,034	130		201	2,365
Investment securities (1)	8,530	—		786	9,316
Loans	6,698	12,589		138	19,425
Mortgage servicing rights	13,386	—		—	13,386
Derivative assets	91	1		—	92
Other assets	10,281	452		11	10,744
Total assets	41,020	13,414		1,136	55,570
Short-term borrowings	—	—		905	905
Derivative liabilities	59	33	(2)	—	92
Accrued expenses and other liabilities	306	107	(2)	2	415
Long-term debt	3,598	3,694	(2)	136	7,428
Total liabilities	3,963	3,834		1,043	8,840
Noncontrolling interests	—	138		—	138
Net assets	$37,057	9,442		93	46,592

(1)	Excludes certain debt securities related to loans serviced for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and GNMA.

(2)	There were no VIE liabilities with recourse to the general credit of Wells Fargo for the periods presented.

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
Table 8.2: Unconsolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2017
Residential mortgage loan securitizations:
Conforming (2)	$1,169,410	2,100	12,665	—	(190)	14,575
Other/nonconforming	14,175	598	73	—	—	671
Commercial mortgage securitizations	144,650	2,198	890	28	(34)	3,082
Collateralized debt obligations:
Debt securities	1,031	—	—	5	(20)	(15)
Loans (3)	1,481	1,443	—	—	—	1,443
Asset-based finance structures	2,333	1,867	—	—	—	1,867
Tax credit structures	31,852	11,258	—	—	(3,590)	7,668
Collateralized loan obligations	23	1	—	—	—	1
Investment funds	225	50	—	—	—	50
Other (4)	2,257	577	—	(95)	—	482
Total	$1,367,437	20,092	13,628	(62)	(3,834)	29,824
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Total exposure
Residential mortgage loan securitizations:
Conforming		$2,100	12,665	—	1,137	15,902
Other/nonconforming		598	73	—	—	671
Commercial mortgage securitizations		2,198	890	42	10,202	13,332
Collateralized debt obligations:
Debt securities		—	—	5	20	25
Loans (3)		1,443	—	—	—	1,443
Asset-based finance structures		1,867	—	—	71	1,938
Tax credit structures		11,258	—	—	1,175	12,433
Collateralized loan obligations		1	—	—	—	1
Investment funds		50	—	—	—	50
Other (4)		577	—	120	157	854
Total		$20,092	13,628	167	12,762	46,649

(continued on following page)

Wells Fargo & Company	189

Note 8: Securitizations and Variable Interest Entities (continued)

(continued from previous page)

		Carrying value - asset (liability)
(in millions)	Total VIE assets	Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Net assets
December 31, 2016
Residential mortgage loan securitizations:
Conforming (2)	$1,166,296	3,026	12,434	—	(232)	15,228
Other/nonconforming	18,805	873	109	—	(2)	980
Commercial mortgage securitizations	166,596	4,258	843	87	(35)	5,153
Collateralized debt obligations:
Debt securities	1,472	—	—	—	(25)	(25)
Loans (3)	1,545	1,507	—	—	—	1,507
Asset-based finance structures	9,152	6,522	—	—	—	6,522
Tax credit structures	29,713	10,669	—	—	(3,609)	7,060
Collateralized loan obligations	78	10	—	—	—	10
Investment funds	214	48	—	—	—	48
Other (4)	1,733	630	—	(56)	—	574
Total	$1,395,604	27,543	13,386	31	(3,903)	37,057
		Maximum exposure to loss
		Debt and equity interests (1)	Servicing assets	Derivatives	Other commitments and guarantees	Total exposure
Residential mortgage loan securitizations:
Conforming		$3,026	12,434	—	979	16,439
Other/nonconforming		873	109	—	2	984
Commercial mortgage securitizations		4,258	843	94	9,566	14,761
Collateralized debt obligations:
Debt securities		—	—	—	25	25
Loans (3)		1,507	—	—	—	1,507
Asset-based finance structures		6,522	—	—	72	6,594
Tax credit structures		10,669	—	—	1,104	11,773
Collateralized loan obligations		10	—	—	—	10
Investment funds		48	—	—	—	48
Other (4)		630	—	93	—	723
Total		$27,543	13,386	187	11,748	52,864

(1)
Includes total equity interests of $10.7 billion and $10.3 billion at December 31, 2017 and 2016, respectively. Also includes debt interests in the form of both loans and securities. Excludes certain debt securities held related to loans serviced for FNMA, FHLMC and GNMA.

(2)
Excludes assets and related liabilities with a recorded carrying value on our balance sheet of $2.2 billion and $1.2 billion at December 31, 2017 and 2016, respectively, for certain delinquent loans that are eligible for repurchase from GNMA loan securitizations. The recorded carrying value represents the amount that would be payable if the Company was to exercise the repurchase option. The carrying amounts are excluded from the table because the loans eligible for repurchase do not represent interests in the VIEs.

(3)
Represents senior loans to trusts that are collateralized by asset-backed securities. The trusts invest predominantly in senior tranches from a diversified pool of U.S. asset securitizations, of which all are current and 100% were rated as investment grade by the primary rating agencies at both December 31, 2017 and 2016. These senior loans are accounted for at amortized cost and are subject to the Company’s allowance and credit charge-off policies.

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
In addition to our role as arranger, we may have other forms of involvement with these CDOs. Such involvement may include acting as liquidity provider, derivative counterparty, secondary market maker or investor. For certain CDOs, we may also act as the collateral manager or servicer. We receive fees in connection with our role as collateral manager or servicer.
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
For example, we have investments in asset-backed securities that are collateralized by automobile leases or loans and cash. These fixed-rate and variable-rate securities have been structured as single-tranche, fully amortizing, unrated bonds that are equivalent to investment-grade securities due to their significant overcollateralization. The securities are issued by VIEs that have been formed by third party automobile financing institutions primarily because they require a source of liquidity to fund ongoing vehicle sales operations. The third party automobile financing institutions manage the collateral in the VIEs, which is indicative of power in them and we therefore do not consolidate these VIEs.

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

Note 8: Securitizations and Variable Interest Entities (continued)

INVESTMENT FUNDS  Subsequent to adopting ASU 2015-02 (Amendments to the Consolidation Analysis) in first quarter 2016, we do not consolidate these investment funds because we do not hold variable interests that are considered significant to the funds.
We voluntarily waived a portion of our management fees for certain money market funds that are exempt from the consolidation analysis to ensure the funds maintained a minimum level of daily net investment income. The amount of fees waived in 2017 and 2016 was $53 million and $109 million, respectively.

OTHER TRANSACTIONS WITH VIEs  Other VIEs include certain entities that issue auction rate securities (ARS) which are debt instruments with long-term maturities, that re-price more frequently, and preferred equities with no maturity. At December 31, 2017, we held $400 million of ARS issued by VIEs compared with $453 million at December 31, 2016. We acquired the ARS pursuant to agreements entered into in 2008 and 2009.
We do not consolidate the VIEs that issued the ARS because we do not have power over the activities of the VIEs.

TRUST PREFERRED SECURITIES  VIEs that we wholly own issue debt securities or preferred equity to third party investors. All of the proceeds of the issuance are invested in debt securities or preferred equity that we issue to the VIEs. The VIEs’ operations and cash flows relate only to the issuance, administration and repayment of the securities held by third parties. We do not consolidate these VIEs because the sole assets of the VIEs are receivables from us, even though we own all of the voting equity shares of the VIEs, have fully guaranteed the obligations of the VIEs and may have the right to redeem the third party securities under certain circumstances. In our consolidated balance sheet at December 31, 2017 and 2016, we reported the debt securities issued to the VIEs as long-term junior subordinated debt with a carrying value of $2.0 billion and $2.1 billion, respectively, and the preferred equity securities issued to the VIEs as preferred stock with a carrying value of $2.5 billion at both dates. These amounts are in addition to the involvements in these VIEs included in the preceding table.
In 2017, we redeemed $150 million of trust preferred securities which were partially included in Tier 2 capital (50% credit in 2017) in the transitional framework and were not included under the fully-phased framework under the Basel III standards.

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
Table 8.3: Cash Flows From Sales and Securitization Activity

	Year ended December 31,
	2017		2016		2015
(in millions)	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets	Mortgage loans	Other financial assets
Proceeds from securitizations and whole loan sales	$228,282	25	252,723	347	202,335	531
Fees from servicing rights retained	3,352	—	3,492	—	3,675	5
Cash flows from other interests held (1)	2,218	1	2,898	1	1,297	38
Repurchases of assets/loss reimbursements (2):
Non-agency securitizations and whole loan transactions	12	—	26	—	14	—
Agency securitizations (3)	92	—	133	—	300	—
Servicing advances, net of repayments	(269)	—	(218)	—	(764)	—

(1)	Cash flows from other interests held include principal and interest payments received on retained bonds and excess cash flows received on interest-only strips.

(2)
Consists of cash paid to repurchase loans from investors and cash paid to investors to reimburse them for losses on individual loans that are already liquidated. In addition, during 2017, we paid nothing to third-party investors to settle repurchase liabilities on pools of loans, compared with $11 million and $19 million in 2016 and 2015, respectively.

(3)
Represent loans repurchased from GNMA, FNMA, and FHLMC under representation and warranty provisions included in our loan sales contracts. Excludes $8.6 billion in delinquent insured/guaranteed loans that we service and have exercised our option to purchase out of GNMA pools in 2017, compared with $9.9 billion and $11.3 billion in 2016 and 2015, respectively. These loans are predominantly insured by the FHA or guaranteed by the VA.

192	Wells Fargo & Company

In 2017, 2016, and 2015, we recognized net gains of $701 million, $524 million and $506 million, respectively, from transfers accounted for as sales of financial assets. These net gains primarily relate to commercial mortgage securitizations and residential mortgage securitizations where the loans were not already carried at fair value.
Sales with continuing involvement during 2017, 2016 and 2015 largely related to securitizations of residential mortgages that are sold to the government-sponsored entities (GSEs), including FNMA, FHLMC and GNMA (conforming residential mortgage securitizations). During 2017, 2016 and 2015 we transferred $213.6 billion, $236.6 billion and $186.6 billion, respectively, in fair value of residential mortgages to unconsolidated VIEs and third-party investors and recorded the transfers as sales. Substantially all of these transfers did not result in a gain or loss because the loans were already carried at fair value. In connection with all of these transfers, in 2017 we recorded a $2.1 billion servicing asset, measured at fair value using a Level 3 measurement technique, securities of $1.4 billion, classified as Level 2, and a $24 million liability for repurchase losses which reflects management’s estimate of probable losses related to various representations and warranties for the loans transferred, initially measured at fair value. In 2016, we recorded a $2.1 billion servicing asset, securities of $4.4 billion and a $36 million liability. In 2015, we recorded a $1.6 billion servicing asset, securities of $1.9 billion and a $43 million liability.
Table 8.4 presents the key weighted-average assumptions we used to measure residential mortgage servicing rights at the date of securitization.

Table 8.4: Residential Mortgage Servicing Rights

	Residential mortgage servicing rights
	2017	2016	2015
Year ended December 31,
Prepayment speed (1)	11.5%	11.7	12.1
Discount rate	7.0	6.5	7.3
Cost to service ($ per loan) (2)	$132	132	223

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

During 2017, 2016 and 2015, we transferred $16.7 billion, $18.3 billion and $17.3 billion, respectively, in carrying value of commercial mortgages to unconsolidated VIEs and third-party investors and recorded the transfers as sales. These transfers resulted in gains of $359 million in 2017, $429 million in 2016 and $338 million in 2015, respectively, because the loans were carried at lower of cost or market value (LOCOM). In connection with these transfers, in 2017 we recorded a servicing asset of $166 million, initially measured at fair value using a Level 3 measurement technique, and securities of $65 million, classified as Level 2. In 2016, we recorded a servicing asset of $270 million and securities of $258 million. In 2015, we recorded a servicing asset of $180 million and securities of $241 million.

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

Wells Fargo & Company	193

Note 8: Securitizations and Variable Interest Entities (continued)

Table 8.5: Retained Interests from Unconsolidated VIEs

		Other interests held
	Residential mortgage servicing rights (1)	Interest-only strips	Consumer	Commercial (2)
($ in millions, except cost to service amounts)			Subordinated bonds	Subordinated bonds	Senior bonds
Fair value of interests held at December 31, 2017	$13,625	19	—	596	468
Expected weighted-average life (in years)	6.2	3.3	0.0	6.7	5.2

Key economic assumptions:
Prepayment speed assumption (3)	10.5%	20.0	—
Decrease in fair value from:
10% adverse change	$565	1	—
25% adverse change	1,337	2	—

Discount rate assumption	6.9%	14.8	—	4.1	3.1
Decrease in fair value from:
100 basis point increase	$652	—	—	32	20
200 basis point increase	1,246	1	—	61	39

Cost to service assumption ($ per loan)	143
Decrease in fair value from:
10% adverse change	467
25% adverse change	1,169

Credit loss assumption			—%	1.8	—
Decrease in fair value from:
10% higher losses			$—	—	—
25% higher losses			—	—	—
Fair value of interests held at December 31, 2016	$12,959	28	1	249	552
Expected weighted-average life (in years)	6.3	3.9	8.3	3.1	5.1

Key economic assumptions:
Prepayment speed assumption (3)	10.3%	17.4	13.5
Decrease in fair value from:
10% adverse change	$583	1	—
25% adverse change	1,385	2	—

Discount rate assumption	6.8%	13.3	10.7	5.2	2.7
Decrease in fair value from:
100 basis point increase	$649	1	—	7	23
200 basis point increase	1,239	1	—	12	45

Cost to service assumption ($ per loan)	155
Decrease in fair value from:
10% adverse change	515
25% adverse change	1,282

Credit loss assumption			3.0%	4.7	—
Decrease in fair value from:
10% higher losses			$—	—	—
25% higher losses			—	—	—

(1)	See narrative following this table for a discussion of commercial mortgage servicing rights.

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

In addition to residential mortgage servicing rights (MSRs) included in the previous table, we have a small portfolio of commercial MSRs with a fair value of $2.0 billion at both December 31, 2017 and 2016. The nature of our commercial MSRs, which are carried at LOCOM, is different from our residential MSRs. Prepayment activity on serviced loans does not significantly impact the value of commercial MSRs because, unlike residential mortgages, commercial mortgages experience significantly lower prepayments due to certain contractual restrictions, impacting the borrower’s ability to prepay the mortgage. Additionally, for our commercial MSR portfolio, we are typically master/primary servicer, but not the special servicer, who is separately responsible for the servicing and workout of delinquent and foreclosed loans. It is the special servicer, similar to our role as servicer of residential mortgage loans, who is affected by higher servicing and foreclosure costs due to an increase in delinquent and foreclosed loans. Accordingly, prepayment speeds and costs to service are not key assumptions for commercial MSRs as they do not significantly impact the valuation. The primary economic driver impacting the fair value of our commercial MSRs is forward interest rates, which are derived from market observable yield curves used to price capital markets instruments. Market interest rates significantly affect interest earned on custodial deposit balances. The sensitivity of the current fair value to an immediate adverse 25% change in the assumption about interest earned on deposit balances at December 31, 2017, and 2016, results in a decrease in fair value of $278 million and $259 million, respectively. See Note 9 (Mortgage Banking Activities) for further information on our commercial MSRs.
We also have a loan to an unconsolidated third party VIE that we extended in fourth quarter 2014 in conjunction with our sale of government guaranteed student loans. The loan is carried at amortized cost and approximates fair value at December 31, 2017 and 2016. The carrying amount of the loan at December 31, 2017 and 2016, was $1.3 billion and $3.2 billion, respectively. The estimated fair value of the loan is considered a Level 3 measurement that is determined using discounted cash flows that are based on changes in the discount rate due to changes in the risk premium component (credit spreads). The primary economic assumption impacting the fair value of our loan is the discount rate. Changes in the credit loss assumption are not expected to affect the estimated fair value of the loan due to the government guarantee of the underlying collateral. The sensitivity of the current fair value to an immediate adverse increase of 200 basis points in the risk premium component of the discount rate assumption is a decrease in fair value of $25 million and $154 million at December 31, 2017 and 2016, respectively.
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

Table 8.6: Off-Balance Sheet Loans Sold or Securitized

					Net charge-offs
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended
	December 31,		December 31,		December 31,
(in millions)	2017	2016	2017	2016	2017	2016
Commercial:
Real estate mortgage	$100,875	106,745	2,839	3,325	1,027	279
Total commercial	100,875	106,745	2,839	3,325	1,027	279
Consumer:
Real estate 1-4 family first mortgage	1,126,208	1,160,191	13,393	16,453	735	1,011
Total consumer	1,126,208	1,160,191	13,393	16,453	735	1,011
Total off-balance sheet sold or securitized loans (2)	$1,227,083	1,266,936	16,232	19,778	1,762	1,290

(1)	Includes $1.2 billion and $1.7 billion of commercial foreclosed assets and $879 million and $1.8 billion of consumer foreclosed assets at December 31, 2017 and 2016, respectively.

(2)
At December 31, 2017 and 2016, the table includes total loans of $1.1 trillion and $1.2 trillion, delinquent loans of $9.1 billion and $9.8 billion, and foreclosed assets of $619 million and $1.3 billion, respectively, for FNMA, FHLMC and GNMA. Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.

Wells Fargo & Company	195

Note 8: Securitizations and Variable Interest Entities (continued)

Transactions with Consolidated VIEs and Secured Borrowings
Table 8.7 presents a summary of financial assets and liabilities for asset transfers accounted for as secured borrowings and involvements with consolidated VIEs. Carrying values of “Assets” are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.” For VIEs that obtain exposure synthetically through derivative instruments, the remaining notional amount of the derivative is included in “Total VIE assets.” On the consolidated balance sheet, we separately disclose the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs.

Table 8.7: Transactions with Consolidated VIEs and Secured Borrowings

		Carrying value
(in millions)	Total VIE assets	Assets	Liabilities	Noncontrolling interests	Net assets
December 31, 2017
Secured borrowings:
Municipal tender option bond securitizations	$658	565	(532)	—	33
Residential mortgage securitizations	113	110	(111)	—	(1)
Total secured borrowings	771	675	(643)	—	32
Consolidated VIEs:
Commercial and industrial loans and leases	9,116	8,626	(915)	(29)	7,682
Nonconforming residential mortgage loan securitizations	2,515	2,212	(694)	—	1,518
Commercial real estate loans	2,378	2,378	—	—	2,378
Structured asset finance	10	6	(4)	—	2
Investment funds	305	305	(2)	(230)	73
Other	100	90	(1)	(24)	65
Total consolidated VIEs	14,424	13,617	(1,616)	(283)	11,718
Total secured borrowings and consolidated VIEs	$15,195	14,292	(2,259)	(283)	11,750
December 31, 2016
Secured borrowings:
Municipal tender option bond securitizations	$1,473	998	(907)	—	91
Residential mortgage securitizations	139	138	(136)	—	2
Total secured borrowings	1,612	1,136	(1,043)	—	93
Consolidated VIEs:
Commercial and industrial loans and leases	8,821	8,623	(2,819)	(14)	5,790
Nonconforming residential mortgage loan securitizations	3,349	2,974	(1,003)	—	1,971
Commercial real estate loans	1,516	1,516	—	—	1,516
Structured asset finance	23	13	(9)	—	4
Investment funds	142	142	(2)	(67)	73
Other	166	146	(1)	(57)	88
Total consolidated VIEs	14,017	13,414	(3,834)	(138)	9,442
Total secured borrowings and consolidated VIEs	$15,629	14,550	(4,877)	(138)	9,535
In addition to the structure types included in the previous table, at December 31, 2016, we had approximately $6.0 billion of private placement debt financing issued through a consolidated VIE. The issuance was classified as long-term debt in our consolidated financial statements. At December 31, 2016, we pledged approximately $434 million in loans (principal and interest eligible to be capitalized), and $6.1 billion in available-for-sale securities to collateralize the VIE’s borrowings. These assets were not transferred to the VIE, and accordingly, we have excluded the VIE from the previous table. During 2017, the private placement debt financing was repaid, and the entity was no longer considered a VIE.
We have raised financing through the securitization of certain financial assets in transactions with VIEs accounted for as secured borrowings. We also consolidate VIEs where we are the primary beneficiary. In certain transactions, we provide contractual support in the form of limited recourse and liquidity to facilitate the remarketing of short-term securities issued to third party investors. Other than this limited contractual support, the assets of the VIEs are the sole source of repayment of the securities held by third parties.

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

COMMERCIAL AND INDUSTRIAL LOANS AND LEASES In conjunction with the GE Capital business acquisitions, on March 1, 2016, we acquired certain consolidated SPE entities. The most significant of these SPEs is a revolving master trust entity that purchases dealer floorplan loans and issues senior and subordinated notes. The senior notes are held by third parties and the subordinated notes and residual equity interests are held by us. At December 31, 2017 and 2016, total assets held by the master trust were $7.6 billion and $7.5 billion, respectively, and the outstanding senior notes were $773 million and $2.7 billion, respectively. The other SPEs acquired include securitization term trust entities, which purchase vendor finance lease and loan assets and issue notes to investors, and an SPE that engages in leasing activities to specific vendors. As of December 31, 2016, all outstanding third party debt of the securitization term trust entities was repaid in accordance with the agreements, and the remaining assets were repurchased by Wells Fargo. The securitization term trusts were dissolved during 2017. The remaining other SPE held $1.4 billion and $1.2 billion in total assets at December 31, 2017 and 2016, respectively. We are the primary beneficiary of these acquired SPEs due to our ability to direct the significant activities of the SPEs, such as our role as servicer, and because we hold variable interests that are considered significant.

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

INVESTMENT FUNDS  Subsequent to adopting ASU 2015-02 (Amendments to the Consolidation Analysis) in first quarter 2016, we consolidate certain investment funds because we have both the power to manage fund assets and hold variable interests that are considered significant.

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

Table 9.1: Analysis of Changes in Fair Value MSRs

	Year ended December 31,
(in millions)	2017	2016	2015
Fair value, beginning of year	$12,959	12,415	12,738
Purchases	541	—	—
Servicing from securitizations or asset transfers (1)	2,263	2,204	1,556
Sales and other (2)	(23)	(65)	(9)
Net additions	2,781	2,139	1,547
Changes in fair value:
Due to changes in valuation model inputs or assumptions:
Mortgage interest rates (3)	(103)	543	247
Servicing and foreclosure costs (4)	96	106	(83)
Discount rates (5)	13	—	—
Prepayment estimates and other (6)	(132)	(84)	50
Net changes in valuation model inputs or assumptions	(126)	565	214
Changes due to collection/realization of expected cash flows over time	(1,989)	(2,160)	(2,084)
Total changes in fair value	(2,115)	(1,595)	(1,870)
Fair value, end of year	$13,625	12,959	12,415

(1)	Includes impacts associated with exercising our right to repurchase delinquent loans from GNMA loan securitization pools.

(2)
Includes sales and transfers of MSRs, which can result in an increase of total reported MSRs if the sales or transfers are related to nonperforming loan portfolios or portfolios with servicing liabilities.

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

Table 9.2 presents the changes in amortized MSRs.

Table 9.2: Analysis of Changes in Amortized MSRs

	Year ended December 31,
(in millions)	2017	2016	2015
Balance, beginning of year	$1,406	1,308	1,242
Purchases	115	97	144
Servicing from securitizations or asset transfers	166	270	180
Amortization	(263)	(269)	(258)
Balance, end of year (1)	$1,424	1,406	1,308
Fair value of amortized MSRs:
Beginning of year	$1,956	1,680	1,637
End of year	2,025	1,956	1,680

(1)
Commercial amortized MSRs are evaluated for impairment purposes by the following risk strata: agency (GSEs) for multi-family properties and non-agency. There was no valuation allowance recorded for the periods presented on the commercial amortized MSRs.

198	Wells Fargo & Company

We present the components of our managed servicing portfolio in Table 9.3 at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

Table 9.3: Managed Servicing Portfolio

(in billions)	Dec 31, 2017	Dec 31, 2016
Residential mortgage servicing:
Serviced for others	$1,209	1,205
Owned loans serviced	342	347
Subserviced for others	3	8
Total residential servicing	1,554	1,560
Commercial mortgage servicing:
Serviced for others	495	479
Owned loans serviced	127	132
Subserviced for others	9	8
Total commercial servicing	631	619
Total managed servicing portfolio	$2,185	2,179
Total serviced for others	$1,704	1,684
Ratio of MSRs to related loans serviced for others	0.88%	0.85

Table 9.4 presents the components of mortgage banking noninterest income.

Table 9.4: Mortgage Banking Noninterest Income

		Year ended December 31,
(in millions)		2017	2016	2015
Servicing income, net:
Servicing fees:
Contractually specified servicing fees		$3,603	3,778	4,037
Late charges		172	180	198
Ancillary fees		199	229	288
Unreimbursed direct servicing costs (1)		(582)	(819)	(625)
Net servicing fees		3,392	3,368	3,898
Changes in fair value of MSRs carried at fair value:
Due to changes in valuation model inputs or assumptions (2)	(A)	(126)	565	214
Changes due to collection/realization of expected cash flows over time		(1,989)	(2,160)	(2,084)
Total changes in fair value of MSRs carried at fair value		(2,115)	(1,595)	(1,870)
Amortization		(263)	(269)	(258)
Net derivative gains from economic hedges (3)	(B)	413	261	671
Total servicing income, net		1,427	1,765	2,441
Net gains on mortgage loan origination/sales activities		2,923	4,331	4,060
Total mortgage banking noninterest income		$4,350	6,096	6,501
Market-related valuation changes to MSRs, net of hedge results (2)(3)	(A)+(B)	$287	826	885

(1)	Includes costs associated with foreclosures, unreimbursed interest advances to investors, and other interest costs.

(2)	Refer to the analysis of changes in fair value MSRs presented in Table 9.1 in this Note for more detail.

(3)	Represents results from economic hedges used to hedge the risk of changes in fair value of MSRs. See Note 16 (Derivatives Not Designated as Hedging Instruments) for additional discussion and detail.

Wells Fargo & Company	199

Note 9:  Mortgage Banking Activities  (continued)

Table 9.5 summarizes the changes in our liability for mortgage loan repurchase losses. This liability is in “Accrued expenses and other liabilities” in our consolidated balance sheet and adjustments to the repurchase liability are recorded in net gains on mortgage loan origination/sales activities in “Mortgage banking” in our consolidated income statement. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment. We maintain regular contact with the GSEs, the Federal Housing Finance Agency (FHFA), and other significant investors to monitor their repurchase demand practices and issues as part of our process to update our repurchase liability estimate as new information becomes available.
Because of the uncertainty in the various estimates underlying the mortgage repurchase liability, there is a range of losses in excess of the recorded mortgage repurchase liability that is reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions that are subject to change. The high end of this range of reasonably possible losses exceeded our recorded liability by $136 million at December 31, 2017, and was determined based upon modifying the assumptions (particularly to assume significant changes in investor repurchase demand practices) used in our best estimate of probable loss to reflect what we believe to be the high end of reasonably possible adverse assumptions.

Table 9.5: Analysis of Changes in Liability for Mortgage Loan Repurchase Losses

	Year ended December 31,
(in millions)	2017	2016	2015
Balance, beginning of year	$229	378	615
Assumed with MSR purchases (1)	10	—	—
Provision for repurchase losses:
Loan sales	24	36	43
Change in estimate (2)	(63)	(139)	(202)
Net reductions to provision	(39)	(103)	(159)
Losses	(19)	(46)	(78)
Balance, end of year	$181	229	378

(1)	Represents repurchase liability associated with portfolio of loans underlying mortgage servicing rights acquired during the period.

(2)	Results from changes in investor demand and mortgage insurer practices, credit deterioration and changes in the financial stability of correspondent lenders.

200	Wells Fargo & Company

Note 10: Intangible Assets

Table 10.1 presents the gross carrying value of intangible assets and accumulated amortization.

Table 10.1: Intangible Assets

	December 31, 2017			December 31, 2016
(in millions)	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs (2)	$3,876	(2,452)	1,424	3,595	(2,189)	1,406
Core deposit intangibles	12,834	(12,065)	769	12,834	(11,214)	1,620
Customer relationship and other intangibles	3,994	(3,153)	841	3,928	(2,839)	1,089
Total amortized intangible assets	$20,704	(17,670)	3,034	20,357	(16,242)	4,115
Unamortized intangible assets:
MSRs (carried at fair value) (2)	$13,625			12,959
Goodwill	26,587			26,693
Trademark	14			14

(1)	Excludes fully amortized intangible assets.

(2)	See Note 9 (Mortgage Banking Activities) for additional information on MSRs.

Table 10.2 provides the current year and estimated future amortization expense for amortized intangible assets. We based our projections of amortization expense shown below on existing asset balances at December 31, 2017. Future amortization expense may vary from these projections.

Table 10.2: Amortization Expense for Intangible Assets

(in millions)	Amortized MSRs	Core deposit intangibles	Customer relationship and other intangibles (1)	Total
Year ended December 31, 2017 (actual)	$263	851	314	1,428
Estimate for year ended December 31,
2018	$255	769	299	1,323
2019	223	—	116	339
2020	200	—	96	296
2021	172	—	82	254
2022	152	—	68	220

(1)	The year ended December 31, 2017 balance includes $13 million for lease intangible amortization.

Wells Fargo & Company	201

Note 10:  Intangible Assets  (continued)

Table 10.3 shows the allocation of goodwill to our reportable operating segments.

Table 10.3: Goodwill

(in millions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Consolidated Company
December 31, 2015	$16,849	7,475	1,205	25,529
Reduction in goodwill related to divested businesses and other	—	(88)	(2)	(90)
Goodwill from business combinations	—	1,198	56	1,254
December 31, 2016	$16,849	8,585	1,259	26,693
Reclassification of goodwill held for sale to Other Assets (1)	—	(13)	—	(13)
Reduction in goodwill related to divested businesses and other	—	(117)	—	(117)
Goodwill from business combinations	—	—	24	24
December 31, 2017 (1)	$16,849	8,455	1,283	26,587

(1)
Goodwill reclassified to held-for-sale in other assets of $13 million for the year ended December 31, 2017, relates to the sales agreement for Wells Fargo Shareowner Services. No goodwill was classified as held-for-sale in other assets at December 31, 2016 and 2015.

We assess goodwill for impairment at a reporting unit level, which is one level below the operating segments. Our goodwill was not impaired at December 31, 2017 and 2016. The fair values exceeded the carrying amount of our respective reporting units by approximately 32% to 635% at December 31, 2017. See Note 25 (Operating Segments) for further information on management reporting.

202	Wells Fargo & Company

Note 11: Deposits
Table 11.1 presents a summary of the time certificates of deposit (CDs) and other time deposits issued by domestic and foreign offices.

Table 11.1: Time Certificates of Deposits and Other Time Deposits

	Dec 31,	Dec 31,
(in billions)	2017	2016
Total domestic and foreign	$128.6	107.9
Domestic:
$100,000 or more	52.7	46.7
$250,000 or more	46.9	42.0
Foreign:
$100,000 or more	13.4	11.6
$250,000 or more	13.4	11.6

Substantially all CDs and other time deposits issued by domestic and foreign offices were interest bearing and a significant portion of our foreign time deposits with a denomination of $100,000 or more have maturities of less than 7 days.
The contractual maturities of these deposits are presented in Table 11.2.

Table 11.2: Contractual Maturities of CDs and Other Time Deposits

(in millions)	December 31, 2017
2018	$106,089
2019	8,432
2020	3,556
2021	2,864
2022	2,138
Thereafter	5,515
Total	$128,594

The contractual maturities of the domestic time deposits with a denomination of $100,000 or more are presented in Table 11.3.

Table 11.3: Contractual Maturities of Domestic Time Deposits

(in millions)	2017
Three months or less	$17,664
After three months through six months	14,413
After six months through twelve months	17,390
After twelve months	3,232
Total	$52,699

Demand deposit overdrafts of $371 million and $548 million were included as loan balances at December 31, 2017 and 2016, respectively.

Wells Fargo & Company	203

Note 12: Short-Term Borrowings
Table 12.1 shows selected information for short-term borrowings, which generally mature in less than 30 days. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments).

Table 12.1: Short-Term Borrowings

	2017		2016		2015
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31,
Federal funds purchased and securities sold under agreements to repurchase	$88,684	1.30%	$78,124	0.17%	$82,948	0.21%
Commercial paper	—	—	120	0.93	334	0.81
Other short-term borrowings (1)	14,572	0.72	18,537	0.28	14,246	(0.10)
Total	$103,256	1.22	$96,781	0.19	$97,528	0.17
Year ended December 31,
Average daily balance
Federal funds purchased and securities sold under agreements to repurchase	$82,507	0.90	$99,955	0.33	$75,021	0.09
Commercial paper	16	0.95	256	0.86	1,583	0.36
Other short-term borrowings (1)	16,399	0.13	14,976	0.02	10,861	(0.08)
Total	$98,922	0.77	$115,187	0.29	$87,465	0.07
Maximum month-end balance
Federal funds purchased and securities sold under agreements to repurchase (2)	$91,604	N/A	$109,645	N/A	$89,800	N/A
Commercial paper (3)	78	N/A	519	N/A	3,552	N/A
Other short-term borrowings (4)	19,439	N/A	18,537	N/A	14,246	N/A
N/A- Not applicable

(1)	Negative other short-term borrowings rate in 2015 is a result of increased customer demand for certain securities in stock loan transactions combined with the impact of low interest rates.

(2)	Highest month-end balance in each of the last three years was November 2017, October 2016 and October 2015.

(3)	Highest month-end balance in each of the last three years was January 2017, March 2016 and March 2015.

(4)	Highest month-end balance in each of the last three years was February 2017, December 2016 and December 2015.

204	Wells Fargo & Company

Note 13: Long-Term Debt

We issue long-term debt denominated in multiple currencies, largely in U.S. dollars. Our issuances have both fixed and floating interest rates. As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, a majority of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship. See Note 16 (Derivatives) for further information on qualifying hedge contracts.

Table 13.1 presents a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and purchase accounting adjustments, where applicable. The interest rates displayed represent the range of contractual rates in effect at December 31, 2017. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

Table 13.1: Long-Term Debt

	December 31,
	2017			2016
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2018-2045	0.375-6.75%	$84,652	79,767
Floating-rate notes	2018-2048	0.090-3.010%	22,463	19,011
FixFloat notes	2028	3.58%	2,961	—
Structured notes (1)	2018-2056	0.090-5.9%	7,442	6,858
Total senior debt - Parent			117,518	105,636
Subordinated
Fixed-rate notes (2)	2018-2046	3.45-7.57%	27,132	26,794
Total subordinated debt - Parent			27,132	26,794
Junior subordinated
Fixed-rate notes - hybrid trust securities	2029-2036	5.95-7.95%	1,369	1,362
Floating-rate notes	2027	1.86-2.36%	299	290
Total junior subordinated debt - Parent (3)			1,668	1,652
Total long-term debt - Parent (2)			146,318	134,082
Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior
Fixed-rate notes	2018-2019	1.65-2.15%	7,732	7,758
Floating-rate notes	2018-2053	1.13-2.16%	4,317	7,168
Floating-rate extendible notes (4)			—	68
Fixed-rate advances - Federal Home Loan Bank (FHLB) (5)	2018-2031	3.83-7.50%	62	79
Floating-rate advances - FHLB (5)	2018-2021	1.35-2.04%	47,825	77,075
Structured notes (1)	2018-2037	1.5-7.15%	743	1,238
Capital leases	2018-2029	2.870-17.775%	39	7
Total senior debt - Bank			60,718	93,393
Subordinated
Fixed-rate notes	2023-2038	5.25-7.74%	5,408	6,500
Floating-rate notes			—	167
Total subordinated debt - Bank			5,408	6,667
Junior subordinated
Floating-rate notes	2027	1.990-2.010%	342	332
Total junior subordinated debt - Bank (3)			342	332
Long-term debt issued by VIE - Fixed rate (6)	2020-2047	0.00-6.00%	268	371
Long-term debt issued by VIE - Floating rate (6)	2018-2047	1.645-15.737%	1,211	3,323
Mortgage notes and other debt (7)	2018-2051	0.2-9.25%	7,291	12,333
Total long-term debt - Bank			75,238	116,419

(continued on following page)

Wells Fargo & Company	205

Note 13: Long-Term Debt (continued)

(continued from previous page)

	December 31,
	2017			2016
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes	2018-2023	2.78-3.46%	3,390	4,346
Structured notes (1)	2021	0.00-1.16%	1	1
Total senior debt - Other consolidated subsidiaries			3,391	4,347
Junior subordinated
Floating-rate notes			—	155
Total junior subordinated debt - Other consolidated subsidiaries (3)			—	155
Mortgage notes and other (7)	2018	3.0-4.0%	73	74
Total long-term debt - Other consolidated subsidiaries			3,464	4,576
Total long-term debt			$225,020	255,077

(1)
Largely consists of long-term notes where the performance of the note is linked to an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative. For information on embedded derivatives, see the “Derivatives Not Designated as Hedging Instruments” section in Note 16 (Derivatives). In addition, a major portion consists of zero coupon callable notes where interest is paid as part of the final redemption amount.

(2)
Includes fixed-rate subordinated notes issued by the Parent at a discount of $133 million and $135 million in 2017 and 2016, respectively, to effect a modification of Wells Fargo Bank, NA notes. These subordinated notes are carried at their par amount on the balance sheet of the Parent presented in Note 26 (Parent-Only Financial Statements). In addition, Parent long-term debt also includes debt issuance costs of $2 million in both 2017 and 2016, and affiliate related issuance costs of $323 million and $299 million in 2017 and 2016, respectively.

(3)
Represents junior subordinated debentures held by unconsolidated wholly-owned trusts formed for the sole purpose of issuing trust preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred security structures.

(4)	Represents floating-rate extendible notes where holders of the notes may elect to extend the contractual maturity of all or a portion of the principal amount on a periodic basis.

(5)	At December 31, 2017 and 2016, FHLB advances were secured by residential loan collateral.

(6)	For additional information on VIEs, see Note 8 (Securitizations and Variable Interest Entities).

(7)	A major portion related to securitizations and secured borrowings, see Note 8 (Securitizations and Variable Interest Entities).
We issue long-term debt in a variety of maturities and currencies to achieve cost-efficient funding and to maintain an appropriate maturity profile. Long-term debt of $225.0 billion at December 31, 2017, decreased $30.1 billion from December 31, 2016.

The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2017, in each of the following five years and thereafter is presented in Table 13.2.
Table 13.2: Maturity of Long-Term Debt

	December 31, 2017
(in millions)	2018	2019	2020	2021	2022	Thereafter	Total
Wells Fargo & Company (Parent Only)
Senior notes	$7,987	6,816	13,323	18,027	18,284	53,081	117,518
Subordinated notes	613	—	—	—	—	26,519	27,132
Junior subordinated notes	—	—	—	—	—	1,668	1,668
Total long-term debt - Parent	$8,600	6,816	13,323	18,027	18,284	81,268	146,318
Wells Fargo Bank, N.A. and other bank entities (Bank)
Senior notes	$27,612	22,369	2,011	8,487	42	197	60,718
Subordinated notes	—	—	—	—	—	5,408	5,408
Junior subordinated notes	—	—	—	—	—	342	342
Securitizations and other bank debt	2,742	1,012	1,009	228	151	3,628	8,770
Total long-term debt - Bank	$30,354	23,381	3,020	8,715	193	9,575	75,238
Other consolidated subsidiaries
Senior notes	$799	1,190	—	1,003	—	399	3,391
Junior subordinated notes	—	—	—	—	—	—	—
Securitizations and other bank debt	73	—	—	—	—	—	73
Total long-term debt - Other consolidated subsidiaries	$872	1,190	—	1,003	—	399	3,464
Total long-term debt	$39,826	31,387	16,343	27,745	18,477	91,242	225,020
As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2017, we were in compliance with all the covenants.

206	Wells Fargo & Company

Note 14: Guarantees, Pledged Assets and Collateral, and Other Commitments
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby letters of credit, securities lending and other indemnifications, written put options, recourse obligations, and other types of arrangements. Table 14.1 shows carrying value, maximum exposure to loss on our guarantees and the related non-investment grade amounts.

Table 14.1: Guarantees – Carrying Value and Maximum Exposure to Loss

		Maximum exposure to loss
(in millions)	Carrying value of obligation (asset)	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
December 31, 2017
Standby letters of credit (1)	$39	15,357	7,908	3,068	645	26,978	8,773
Securities lending and other indemnifications (2)	—	—	—	2	809	811	2
Written put options (3)	(455)	14,758	12,706	3,890	1,038	32,392	19,087
Loans and MHFS sold with recourse (4)	51	165	533	934	9,385	11,017	8,155
Factoring guarantees	—	747	—	—	—	747	668
Other guarantees	1	7	—	2	4,175	4,184	7
Total guarantees	$(364)	31,034	21,147	7,896	16,052	76,129	36,692
December 31, 2016
Standby letters of credit (1)	$38	16,050	8,727	3,194	658	28,629	9,898
Securities lending and other indemnifications (2)	—	—	—	1	1,166	1,167	2
Written put options (3)	37	10,427	10,805	4,573	1,216	27,021	15,915
Loans and MHFS sold with recourse (4)	55	84	637	947	8,592	10,260	7,228
Factoring guarantees	—	1,109	—	—	—	1,109	1,109
Other guarantees	6	19	21	17	3,580	3,637	15
Total guarantees	$136	27,689	20,190	8,732	15,212	71,823	34,167

(1)
Total maximum exposure to loss includes direct pay letters of credit (DPLCs) of $8.1 billion and $9.2 billion at December 31, 2017 and 2016, respectively. We issue DPLCs to provide credit enhancements for certain bond issuances. Beneficiaries (bond trustees) may draw upon these instruments to make scheduled principal and interest payments, redeem all outstanding bonds because a default event has occurred, or for other reasons as permitted by the agreement. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility in one of several forms, including as a standby letter of credit. Total maximum exposure to loss includes the portion of these facilities for which we have issued standby letters of credit under the commitments.

(2)
Includes indemnifications provided to certain third-party clearing agents. Outstanding customer obligations under these arrangements were $92 million and $175 million with related collateral of $717 million and $991 million at December 31, 2017 and 2016, respectively. Estimated maximum exposure to loss was $809 million at December 31, 2017, and $1.2 billion at December 31, 2016.

(3)
Written put options, which are in the form of derivatives, are also included in the derivative disclosure in Note 16 (Derivatives). Carrying value net asset position is a result of certain deferred premium option trades.

(4)
Represent recourse provided, predominantly to the GSEs, on loans sold under various programs and arrangements. Under these arrangements, we repurchased $5 million of loans associated with these agreements during both 2017 and 2016.

“Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Non-investment grade represents those guarantees on which we have a higher risk of being required to perform under the terms of the guarantee. If the underlying assets under the guarantee are non-investment grade (that is, an external rating that is below investment grade or an internal credit default grade that is equivalent to a below investment grade external rating), we consider the risk of performance to be high. Internal credit default grades are determined based upon the same credit policies that we use to evaluate the risk of payment or performance when making loans and other extensions of credit. Credit quality indicators we usually consider in evaluating risk of payments or performance are described in Note 6 (Loans and Allowance for Credit Losses).
Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is a remote possibility, where the value of our interests and any associated collateral declines to zero. Maximum exposure to loss estimates in Table 14.1 do not reflect economic hedges or collateral we could use to offset or recover losses we may incur under our guarantee agreements. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value, which is either fair value for derivative-related products or the allowance for lending-related commitments, is more representative of our exposure to loss than maximum exposure to loss.

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

Wells Fargo & Company	207

Note 14:  Guarantees, Pledged Assets and Collateral, and Other Commitments (continued)

time, and we indemnify our clients against default by the borrower in returning these lent securities. This indemnity is supported by collateral received from the borrowers and is generally in the form of cash or highly liquid securities that are marked to market daily.
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

Pledged Assets
As part of our liquidity management strategy, we pledge various assets to secure trust and public deposits, borrowings and letters of credit from the FHLB and FRB, securities sold under agreements to repurchase (repurchase agreements), securities lending arrangements, and for other purposes as required or permitted by law or insurance statutory requirements. The types of collateral we pledge include securities issued by federal agencies, GSEs, domestic and foreign companies and various commercial and consumer loans. Table 14.2 provides the total carrying amount of pledged assets by asset type and pledged off-balance sheet securities for securities financings. The table excludes pledged consolidated VIE assets of $13.6 billion and $13.4 billion at December 31, 2017 and 2016, respectively, which can only be used to settle the liabilities of those entities. The table also excludes $675 million and $1.1 billion in assets pledged in transactions with VIE’s accounted for as secured borrowings at December 31, 2017 and 2016, respectively. See Note 8 (Securitizations and Variable Interest Entities) for additional information on consolidated VIE assets and secured borrowings.

Table 14.2: Pledged Assets

	Dec 31,	Dec 31,
(in millions)	2017	2016
Trading assets and other (1)	$109,279	84,603
Investment securities (2)	73,467	90,946
Mortgages held for sale and loans (3)	469,554	516,112
Total pledged assets	$652,300	691,661

(1)
Consists of trading assets of $42.0 billion and $33.2 billion at December 31, 2017 and 2016, respectively and off-balance sheet securities of $67.3 billion and $51.4 billion as of the same dates, respectively, that are pledged as collateral for repurchase agreements and other securities financings. Total trading assets and other includes $109.1 billion and $84.2 billion at December 31, 2017 and 2016, respectively, that permit the secured parties to sell or repledge the collateral.

(2)
Includes carrying value of $5.0 billion and $6.2 billion (fair value of $5.0 billion and $6.2 billion) in collateral for repurchase agreements at December 31, 2017 and 2016, respectively, which are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Also includes $64 million and $617 million in collateral pledged under repurchase agreements at December 31, 2017 and 2016, respectively, that permit the secured parties to sell or repledge the collateral. All other pledged securities are pursuant to agreements that do not permit the secured party to sell or repledge the collateral.

(3)
Includes mortgages held for sale of $2.6 billion and $15.8 billion at December 31, 2017 and 2016, respectively. Substantially all of the total mortgages held for sale and loans are pledged under agreements that do not permit the secured parties to sell or repledge the collateral. Amounts exclude $2.2 billion and $1.2 billion at December 31, 2017 and 2016, respectively, of pledged loans recorded on our balance sheet representing certain delinquent loans that are eligible for repurchase from GNMA loan securitizations.

Wells Fargo & Company	209

Note 14:  Guarantees, Pledged Assets and Collateral, and Other Commitments (continued)

Securities Financing Activities
We enter into resale and repurchase agreements and securities borrowing and lending agreements (collectively, “securities financing activities”) typically to finance trading positions (including securities and derivatives), acquire securities to cover short trading positions, accommodate customers’ financing needs, and settle other securities obligations. These activities are conducted through our broker-dealer subsidiaries and to a lesser extent through other bank entities. Most of our securities financing activities involve high quality, liquid securities such as U.S. Treasury securities and government agency securities, and to a lesser extent, less liquid securities, including equity securities, corporate bonds and asset-backed securities. We account for these transactions as collateralized financings in which we typically receive or pledge securities as collateral. We believe these financing transactions generally do not have material credit risk given the collateral provided and the related monitoring processes.

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
Collateral we pledged consists of non-cash instruments, such as securities or loans, and is not netted on the balance sheet against the related liability. Collateral we received includes securities or loans and is not recognized on our balance sheet. Collateral pledged or received may be increased or decreased over time to maintain certain contractual thresholds, as the assets underlying each arrangement fluctuate in value. Generally, these agreements require collateral to exceed the asset or liability recognized on the balance sheet. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs or MSLAs. While these agreements are typically over-collateralized, U.S. GAAP requires disclosure in this table to limit the reported amount of such collateral to the amount of the related recognized asset or liability for each counterparty.
In addition to the amounts included in Table 14.3, we also have balance sheet netting related to derivatives that is disclosed in Note 16 (Derivatives).

Table 14.3: Offsetting – Resale and Repurchase Agreements

	Dec 31,	Dec 31,
(in millions)	2017	2016
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	$121,135	91,123
Gross amounts offset in consolidated balance sheet (1)	(23,188)	(11,680)
Net amounts in consolidated balance sheet (2)	97,947	79,443
Collateral not recognized in consolidated balance sheet (3)	(96,829)	(78,837)
Net amount (4)	$1,118	606
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized (5)	$111,488	89,111
Gross amounts offset in consolidated balance sheet (1)	(23,188)	(11,680)
Net amounts in consolidated balance sheet (6)	88,300	77,431
Collateral pledged but not netted in consolidated balance sheet (7)	(87,918)	(77,184)
Net amount (8)	$382	247

(1)	Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs that have been offset in the consolidated balance sheet.

(2)
At December 31, 2017 and 2016, includes $78.9 billion and $58.1 billion, respectively, classified on our consolidated balance sheet in federal funds sold, securities purchased under resale agreements and other short-term investments and $19.0 billion and $21.3 billion, respectively, in loans.

(3)
Represents the fair value of collateral we have received under enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized asset due from each counterparty. At December 31, 2017 and 2016, we have received total collateral with a fair value of $130.8 billion and $102.3 billion, respectively, all of which we have the right to sell or repledge. These amounts include securities we have sold or repledged to others with a fair value of $66.3 billion at December 31, 2017, and $50.0 billion at December 31, 2016.

(4)	Represents the amount of our exposure that is not collateralized and/or is not subject to an enforceable MRA or MSLA.

(5)	For additional information on underlying collateral and contractual maturities, see the “Repurchase and Securities Lending Agreements” section in this Note.

(6)	Amount is classified in short-term borrowings on our consolidated balance sheet.

(7)
Represents the fair value of collateral we have pledged, related to enforceable MRAs or MSLAs, limited for table presentation purposes to the amount of the recognized liability owed to each counterparty. At December 31, 2017 and 2016, we have pledged total collateral with a fair value of $113.6 billion and $91.4 billion, respectively, of which the counterparty does not have the right to sell or repledge $5.2 billion as of December 31, 2017, and $6.6 billion as of December 31, 2016.

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
Table 14.4: Underlying Collateral Types of Gross Obligations

	Dec 31,	Dec 31,
(in millions)	2017	2016
Repurchase agreements:
Securities of U.S. Treasury and federal agencies	$51,144	34,335
Securities of U.S. States and political subdivisions	92	81
Federal agency mortgage-backed securities	35,386	32,669
Non-agency mortgage-backed securities	1,324	2,167
Corporate debt securities	7,152	6,829
Asset-backed securities	2,034	3,010
Equity securities	838	1,309
Other	1,783	1,704
Total repurchases	99,753	82,104
Securities lending:
Securities of U.S. Treasury and federal agencies	186	152
Federal agency mortgage-backed securities	—	104
Non-agency mortgage-backed securities	—	1
Corporate debt securities	619	653
Equity securities (1)	10,930	6,097
Total securities lending	11,735	7,007
Total repurchases and securities lending	$111,488	$89,111

(1)
Equity securities are generally exchange traded and either re-hypothecated under margin lending agreements or obtained through contemporaneous securities borrowing transactions with other counterparties.

Table 14.5 provides the contractual maturities of our gross obligations under repurchase and securities lending agreements.
Table 14.5: Contractual Maturities of Gross Obligations

(in millions)	Overnight/continuous	Up to 30 days	30-90 days	>90 days	Total gross obligation
December 31, 2017
Repurchase agreements	$83,780	7,922	3,286	4,765	99,753
Securities lending	9,634	584	1,363	154	11,735
Total repurchases and securities lending (1)	$93,414	8,506	4,649	4,919	111,488
December 31, 2016
Repurchase agreements	$60,516	9,598	6,762	5,228	82,104
Securities lending	5,565	167	1,275	—	7,007
Total repurchases and securities lending (1)	$66,081	9,765	8,037	5,228	89,111

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

OTHER COMMITMENTS To meet the financing needs of our customers, we may enter into commitments to purchase debt and equity securities to provide capital for their funding, liquidity or other future needs. As of December 31, 2017 and 2016, we had commitments to purchase debt securities of

$194 million and $638 million, and commitments to purchase equity securities of $2.2 billion and $2.0 billion, respectively.

Wells Fargo & Company	211

Note 15:  Legal Actions (continued)

Note 15: Legal Actions
Wells Fargo and certain of our subsidiaries are involved in a number of judicial, regulatory, arbitration, and other proceedings concerning matters arising from the conduct of our business activities, and many of those proceedings expose Wells Fargo to potential financial loss. These proceedings include actions brought against Wells Fargo and/or our subsidiaries with respect to corporate-related matters and transactions in which Wells Fargo and/or our subsidiaries were involved. In addition, Wells Fargo and our subsidiaries may be requested to provide information or otherwise cooperate with government authorities in the conduct of investigations of other persons or industry groups.
Although there can be no assurance as to the ultimate outcome, Wells Fargo and/or our subsidiaries have generally denied, or believe we have a meritorious defense and will deny, liability in all significant legal actions pending against us, including the matters described below, and we intend to defend vigorously each case, other than matters we describe as having settled. We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. For such accruals, we record the amount we consider to be the best estimate within a range of potential losses that are both probable and estimable; however, if we cannot determine a best estimate, then we record the low end of the range of those potential losses. The actual costs of resolving legal actions may be substantially higher or lower than the amounts accrued for those actions.
ATM ACCESS FEE LITIGATION In October 2011, plaintiffs filed a putative class action, Mackmin, et al. v. Visa, Inc. et al., against Wells Fargo & Company, Wells Fargo Bank, N.A., Visa, MasterCard, and several other banks in the United States District Court for the District of Columbia. Plaintiffs allege that the Visa and MasterCard requirement that if an ATM operator charges an access fee on Visa and MasterCard transactions, then that fee cannot be greater than the access fee charged for transactions on other networks violates antitrust rules. Plaintiffs seek treble damages, restitution, injunctive relief, and attorneys’ fees where available under federal and state law. Two other antitrust cases which make similar allegations were filed in the same court, but these cases did not name Wells Fargo as a defendant. On February 13, 2013, the district court granted defendants’ motions to dismiss the three actions. Plaintiffs appealed the dismissals and, on August 4, 2015, the United States Court of Appeals for the District of Columbia Circuit vacated the district court’s decisions and remanded the three cases to the district court for further proceedings. On June 28, 2016, the United States Supreme Court granted defendants’ petitions for writ of certiorari to review the decisions of the United States Court of Appeals for the District of Columbia. On November 17, 2016, the United States Supreme Court dismissed the petitions as improvidently granted, and the three cases returned to the district court for further proceedings.

AUTOMOBILE LENDING MATTERS As the Company centralizes operations in its automobile lending business and tightens controls and oversight of third-party risk management, the Company anticipates it may continue to identify and remediate issues related to historical practices concerning the origination, servicing, and/or collection of consumer automobile loans, including related insurance products. For example, in July 2017, the Company announced a plan to remediate customers who may have been financially harmed due to issues related to automobile collateral protection insurance (CPI) policies purchased through a third-party vendor on their behalf. The Company determined that certain external vendor processes and operational controls were inadequate and, as a result, customers may have been charged premiums for CPI even if they were paying for their own vehicle insurance, as required, and in some cases the CPI premiums may have contributed to a default that led to their vehicle’s repossession. The Company discontinued the practice of placing CPI in September 2016. Multiple putative class action cases alleging, among other things, unfair and deceptive practices relating to these CPI policies, have been filed against the Company and consolidated into one multi-district litigation in the United States District Court for the Central District of California. Further, a former team member has alleged retaliation for raising concerns regarding automobile lending practices. In addition, the Company has identified certain issues related to the unused portion of guaranteed automobile protection (GAP) waiver or insurance agreements between the dealer and, by assignment, the lender, which may result in refunds to customers in certain states. Allegations related to both the CPI and GAP programs are among the subjects of two shareholder derivative lawsuits, which were consolidated into one lawsuit in California state court. These and other issues related to the origination, servicing and/or collection of consumer automobile loans, including related insurance products, have also subjected the Company to formal or informal inquiries, investigations or examinations from federal and state government agencies.
CONSUMER DEPOSIT ACCOUNT RELATED REGULATORY INVESTIGATION The Consumer Financial Protection Bureau (the “CFPB”) is conducting an investigation into whether customers were unduly harmed by the Company’s procedures regarding the freezing (and, in many cases, closing) of consumer deposit accounts after the Company detected suspected fraudulent activity (by third-parties or account holders) that affected those accounts.
INADVERTENT CLIENT INFORMATION DISCLOSURE In July 2017, the Company inadvertently provided certain client information in response to a third-party subpoena issued in a civil litigation. The Company obtained permanent injunctions in New Jersey and New York state courts requiring the electronic data that contained the client information and all copies to be delivered to the New Jersey state court and the Company for safekeeping. The court has now returned the data to counsel for the Company. The Company has made voluntary self-disclosures to various state and federal regulatory agencies. Notifications have been sent to clients whose personal identifying data was contained in the inadvertent production.

212	Wells Fargo & Company

INTERCHANGE LITIGATION  Plaintiffs representing a putative class of merchants have filed putative class actions, and individual merchants have filed individual actions, against Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A. and Wachovia Corporation regarding the interchange fees associated with Visa and MasterCard payment card transactions. Visa, MasterCard and several other banks and bank holding companies are also named as defendants in these actions. These actions have been consolidated in the United States District Court for the Eastern District of New York. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation. On July 13, 2012, Visa, MasterCard and the financial institution defendants, including Wells Fargo, signed a memorandum of understanding with plaintiff merchants to resolve the consolidated class action and reached a separate settlement in principle of the consolidated individual actions. The settlement payments to be made by all defendants in the consolidated class and individual actions totaled approximately $6.6 billion before reductions applicable to certain merchants opting out of the settlement. The class settlement also provided for the distribution to class merchants of 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. The district court granted final approval of the settlement, which was appealed to the United States Court of Appeals for the Second Circuit by settlement objector merchants. Other merchants opted out of the settlement and are pursuing several individual actions. On June 30, 2016, the Second Circuit vacated the settlement agreement and reversed and remanded the consolidated action to the United States District Court for the Eastern District of New York for further proceedings. On November 23, 2016, prior class counsel filed a petition to the United States Supreme Court, seeking review of the reversal of the settlement by the Second Circuit, and the Supreme Court denied the petition on March 27, 2017. On November 30, 2016, the district court appointed lead class counsel for a damages class and an equitable relief class. Several of the opt-out litigations were settled during the pendency of the Second Circuit appeal while others remain pending. Discovery is proceeding in the opt-out litigations and the remanded class cases.
MORTGAGE BANKRUPTCY LOAN MODIFICATION LITIGATION Plaintiffs, representing a putative class of mortgage borrowers who were debtors in Chapter 13 bankruptcy cases, filed a putative class action, Cotton, et al. v. Wells Fargo, et al., against Wells Fargo & Company and Wells Fargo Bank, N.A. in the United States Bankruptcy Court for the Western District of North Carolina on June 7, 2017. Plaintiffs allege that Wells Fargo improperly and unilaterally modified the mortgages of borrowers who were debtors in Chapter 13 bankruptcy cases. Plaintiffs allege that Wells Fargo implemented these modifications by improperly filing mortgage payment change notices in Chapter 13 bankruptcy cases, in violation of bankruptcy rules and process. The amended complaint asserts claims based on, among other things, alleged fraud, violations of bankruptcy rules and laws, and unfair and deceptive trade practices. The amended complaint seeks monetary damages, attorneys’ fees, and declaratory and injunctive relief.
MORTGAGE INTEREST RATE LOCK RELATED REGULATORY INVESTIGATION The CFPB is conducting an investigation into the Company’s policies and procedures regarding the circumstances in which the Company required customers to pay fees for the extension of interest rate lock periods for residential mortgages. This matter has also subjected the Company to formal or informal inquiries, investigations or examinations from other federal and state government agencies. On October 4, 2017, the Company announced plans to reach out to all home lending customers who paid fees for mortgage rate lock extensions requested from September 16, 2013, through February 28, 2017, and to provide refunds, with interest, to customers who believe they should not have paid those fees. The Company is named in a putative class action, filed in the United States District Court for the Northern District of California, alleging violations of federal and state consumer fraud statutes relating to mortgage rate lock extension fees. A second suit was also filed, but was voluntarily dismissed in November 2017. In addition, former team members have asserted claims, including in pending litigation, that they were terminated for raising concerns regarding these policies and procedures. Allegations related to mortgage interest rate lock extension fees are also among the subjects of two shareholder derivative lawsuits filed in California state court.
MORTGAGE RELATED REGULATORY INVESTIGATIONS  Federal and state government agencies, including the United States Department of Justice (the “Department of Justice”), continue investigations or examinations of certain mortgage related activities of Wells Fargo and predecessor institutions. Wells Fargo, for itself and for predecessor institutions, has responded, and continues to respond, to requests from these agencies seeking information regarding the origination, underwriting and securitization of residential mortgages, including sub-prime mortgages. These agencies have advanced theories of purported liability with respect to certain of these activities. The Department of Justice and Wells Fargo continue to discuss the matter, including potential settlement of the Department of Justice's concerns; however, litigation with these agencies, including with the Department of Justice, remains a possibility. Other financial institutions have entered into similar settlements with these agencies, the nature of which related to the specific activities of those financial institutions, including the imposition of significant financial penalties and remedial actions.
OFAC RELATED INVESTIGATION The Company has self-identified an issue whereby certain foreign banks utilized a Wells Fargo software-based solution to conduct import/export trade-related financing transactions with countries and entities prohibited by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury. We do not believe any funds related to these transactions flowed through accounts at Wells Fargo as a result of the aforementioned conduct. The Company has made voluntary self-disclosures to OFAC and is cooperating with an inquiry from the Department of Justice.

Wells Fargo & Company	213

Note 15:  Legal Actions (continued)

ORDER OF POSTING LITIGATION  Plaintiffs filed a series of putative class actions against Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as well as many other banks, challenging the “high to low” order in which the banks post debit card transactions to consumer deposit accounts. Most of these actions were consolidated in multi-district litigation proceedings (the “MDL proceedings”) in the United States District Court for the Southern District of Florida. The court in the MDL proceedings has certified a class of putative plaintiffs, and Wells Fargo moved to compel arbitration of the claims of unnamed class members. The court denied the motions to compel arbitration on October 17, 2016. Wells Fargo has appealed this decision to the United States Court of Appeals for the Eleventh Circuit.
RMBS TRUSTEE LITIGATION In November 2014, a group of institutional investors (the “Institutional Investor Plaintiffs”), including funds affiliated with BlackRock, Inc., filed a putative class action in the United States District Court for the Southern District of New York against Wells Fargo Bank, N.A., alleging claims against the Company in its capacity as trustee for a number of residential mortgage-backed securities (RMBS) trusts (the “Federal Court Complaint”). Similar complaints have been filed against other trustees in various courts, including in the Southern District of New York, in New York state court, and in other states, by RMBS investors. The Federal Court Complaint alleges that Wells Fargo Bank, N.A., as trustee, caused losses to investors and asserts causes of action based upon, among other things, the trustee's alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. Plaintiffs seek money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In December 2014 and December 2015, certain other investors filed four complaints alleging similar claims against Wells Fargo Bank, N.A. in the Southern District of New York (the “Related Federal Cases”), and the various cases pending against Wells Fargo are proceeding before the same judge. On January 19, 2016, the Southern District of New York entered an order in connection with the Federal Court Complaint dismissing claims related to certain of the trusts at issue (the “Dismissed Trusts”). The Company's motion to dismiss the Federal Court Complaint and the complaints for the Related Federal Cases was granted in part and denied in part in March 2017. In May 2017, the Company filed third-party complaints against certain investment advisors affiliated with the Institutional Investor Plaintiffs seeking contribution with respect to claims alleged in the Federal Court Complaint. The investment advisors have moved to dismiss those complaints.
A complaint raising similar allegations to the Federal Court Complaint was filed in May 2016 in New York state court by a different plaintiff investor. In addition, the Institutional Investor Plaintiffs subsequently filed a complaint relating to the Dismissed Trusts and certain additional trusts in California state court (the “California Action”). The California Action was subsequently dismissed in September 2016. In December 2016, the Institutional Investor Plaintiffs filed a new putative class action complaint in New York state court in respect of 261 RMBS trusts, including the Dismissed Trusts, for which Wells Fargo Bank, N.A. serves or served as trustee (the “State Court Action”). The Company has moved to dismiss the State Court Action.
In July 2017, certain of the plaintiffs from the State Court Action filed a civil complaint relating to Wells Fargo Bank, N.A.'s setting aside reserves for legal fees and expenses in connection with the liquidation of eleven RMBS trusts at issue in the State Court Action. The complaint seeks, among other relief, declarations that Wells Fargo Bank, N.A. is not entitled to indemnification, the advancement of funds or the taking of reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Action. In November 2017, the Company's motion to dismiss the complaint was granted. Plaintiffs filed a notice of appeal in January 2018. In September 2017, one of the plaintiffs in the Related Federal Cases filed a similar complaint in the Southern District of New York seeking declaratory and injunctive relief and money damages on an individual and class action basis.
SALES PRACTICES MATTERS Federal, state and local government agencies, including the Department of Justice, the United States Securities and Exchange Commission and the United States Department of Labor, and state attorneys general and prosecutors’ offices, as well as Congressional committees, have undertaken formal or informal inquiries, investigations or examinations arising out of certain sales practices of the Company that were the subject of settlements with the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency and the Office of the Los Angeles City Attorney announced by the Company on September 8, 2016. These matters are at varying stages. The Company has responded, and continues to respond, to requests from a number of the foregoing and has discussed the resolution of some of the matters.
In addition, a number of lawsuits have also been filed by non-governmental parties seeking damages or other remedies related to these sales practices. First, various class plaintiffs purporting to represent consumers who allege that they received products or services without their authorization or consent have brought separate putative class actions against the Company in the United States District Court for the Northern District of California and various other jurisdictions. In April 2017, the Company entered into a settlement agreement in the first-filed action, Jabbari v. Wells Fargo Bank, N.A., to resolve claims regarding certain products or services provided without authorization or consent for the time period May 1, 2002 to April 20, 2017. Pursuant to the settlement, the Company will pay $142 million for remediation, attorneys’ fees, and settlement fund claims administration. In the unlikely event that the $142 million settlement total is not enough to provide remediation, pay attorneys' fees, pay settlement fund claims administration costs, and have at least $25 million left over to distribute to all class members, the Company will contribute additional funds to the settlement. In addition, in the unlikely event that the number of unauthorized accounts identified by settlement class members in the claims process and not disputed by the claims administrator exceeds plaintiffs’ 3.5 million account estimate, the Company will proportionately increase the $25 million reserve so that the ratio of reserve to unauthorized accounts is no less than what was implied by plaintiffs’ estimate at the time of the district court’s preliminary approval of the settlement in July 2017. A final approval hearing has been scheduled for March 2018, although this timing is subject to change. Second, Wells Fargo shareholders are pursuing a consolidated securities fraud class action in the United States District Court for the Northern District of California alleging certain misstatements and omissions in the Company’s disclosures related to sales practices matters. Third, Wells Fargo shareholders have brought numerous shareholder derivative lawsuits asserting breach of fiduciary duty claims, among others,

214	Wells Fargo & Company

against current and former directors and officers for their alleged failure to detect and prevent sales practices issues, which were consolidated into two separate actions in the United States District Court for the Northern District of California and California state court, as well as two separate actions in Delaware state court. Fourth, a range of employment litigation has been brought against Wells Fargo, including an Employee Retirement Income Security Act (ERISA) class action in the United States District Court for the District of Minnesota on behalf of 401(k) plan participants; class actions pending in the United States District Courts for the Northern District of California and Eastern District of New York on behalf of team members who allege that they protested sales practice misconduct and/or were terminated for not meeting sales goals; various wage and hour class actions brought in federal and state court in California, New Jersey, Florida, and Pennsylvania on behalf of non-exempt branch based team members alleging sales pressure resulted in uncompensated overtime; and multiple single plaintiff Sarbanes-Oxley Act complaints and state law whistleblower actions filed with the United States Department of Labor or in various state courts alleging adverse employment actions for raising sales practice misconduct issues.
SEMINOLE TRIBE TRUSTEE LITIGATION The Seminole Tribe of Florida filed a complaint in Florida state court alleging that Wells Fargo, as trustee, charged excess fees in connection with the administration of a minor’s trust and failed to invest the assets of the trust prudently. The complaint was later amended to include three individual current and former beneficiaries as plaintiffs and to remove the Tribe as a party to the case. In December 2016, the Company filed a motion to dismiss the amended complaint on the grounds that the Tribe is a necessary party and that the individual beneficiaries lack standing to bring claims.

OUTLOOK  As described above, the Company establishes accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The high end of the range of reasonably possible potential losses in excess of the Company’s accrual for probable and estimable losses was approximately $2.7 billion as of December 31, 2017. The outcomes of legal actions are unpredictable and subject to significant uncertainties, and it is inherently difficult to determine whether any loss is probable or even possible. It is also inherently difficult to estimate the amount of any loss and there may be matters for which a loss is probable or reasonably possible but not currently estimable. Accordingly, actual losses may be in excess of the established accrual or the range of reasonably possible loss. Wells Fargo is unable to determine whether the ultimate resolution of either the mortgage related regulatory investigations or the sales practices matters will have a material adverse effect on its consolidated financial condition. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wells Fargo believes that the eventual outcome of other actions against Wells Fargo and/or its subsidiaries will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial condition. However, it is possible that the ultimate resolution of a matter, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Wells Fargo & Company	215

Note 16: Derivatives (continued)

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
Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives. Such derivatives are typically designated as fair value or cash flow hedges, or economic hedges. We use derivatives to help minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market risk volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures, which may cause the hedged assets and liabilities to gain or lose fair value, do not have a significantly adverse effect on the net interest margin, cash flows and earnings. In a fair value or economic hedge, the effect of change in fair value will generally be offset by the unrealized gain or loss on the derivatives linked to the hedged assets and liabilities. In a cash flow hedge, where we manage the variability of cash payments due to interest rate fluctuations by the effective use of derivatives linked to hedged assets and liabilities, the hedged asset or liability is not adjusted and the unrealized gain or loss on the derivative is recorded in other comprehensive income.

We also offer various derivatives, including interest rate, commodity, equity, credit and foreign exchange contracts, as an accommodation to our customers as part of our trading businesses. These derivative transactions, which involve our engaging in market-making activities or acting as an intermediary, are conducted in an effort to help customers manage their market risks. We usually offset our exposure from such derivatives by entering into other financial contracts, such as separate derivative or security transactions. These customer accommodations and any offsetting derivatives are treated as customer accommodation trading and other derivatives in our disclosures. Additionally, embedded derivatives that are required to be accounted for separately from their host contracts are included in the customer accommodation trading and other derivatives disclosures as applicable.
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

216	Wells Fargo & Company

Table 16.1: Notional or Contractual Amounts and Fair Values of Derivatives

	December 31, 2017			December 31, 2016
	Notional or	Fair value		Notional or	Fair value
	contractual	Asset	Liability	contractual	Asset	Liability
(in millions)	amount	derivatives	derivatives	amount	derivatives	derivatives
Derivatives designated as hedging instruments
Interest rate contracts (1)	$209,677	2,492	1,092	235,222	6,587	2,710
Foreign exchange contracts (1)	34,135	1,482	1,137	25,861	673	2,779
Total derivatives designated as
qualifying hedging instruments		3,974	2,229		7,260	5,489
Derivatives not designated as hedging instruments
Economic hedges:
Interest rate contracts (2)	220,558	159	201	228,051	1,098	1,441
Equity contracts	12,315	716	138	7,964	545	83
Foreign exchange contracts	15,976	78	309	20,435	626	165
Credit contracts - protection purchased	111	37	—	482	102	—
Subtotal		990	648		2,371	1,689
Customer accommodation trading and
other derivatives:
Interest rate contracts	6,434,673	14,979	14,179	6,018,370	57,583	61,058
Commodity contracts	62,530	2,354	1,335	65,532	3,057	2,551
Equity contracts	213,750	6,291	8,363	151,675	4,813	6,029
Foreign exchange contracts	362,896	7,413	7,122	318,999	9,595	9,798
Credit contracts - protection sold	9,021	147	214	10,483	85	389
Credit contracts - protection purchased	17,406	207	208	19,964	365	138
Other contracts	—	—	—	961	—	47
Subtotal		31,391	31,421		75,498	80,010
Total derivatives not designated as hedging instruments		32,381	32,069		77,869	81,699
Total derivatives before netting		36,355	34,298		85,129	87,188
Netting (3)		(24,127)	(25,502)		(70,631)	(72,696)
Total		$12,228	8,796		14,498	14,492

(1)
Notional amounts presented exclude $500 million and $1.9 billion of interest rate contracts at December 31, 2017 and 2016, respectively, for certain derivatives that are combined for designation as a hedge on a single instrument. The notional amount for foreign exchange contracts at December 31, 2017 and 2016, excludes $13.5 billion and $9.6 billion, respectively for certain derivatives that are combined for designation as a hedge on a single instrument.

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

Wells Fargo & Company	217

Note 16: Derivatives (continued)

Table 16.2 provides information on the gross fair values of derivative assets and liabilities, the balance sheet netting adjustments and the resulting net fair value amount recorded on our balance sheet, as well as the non-cash collateral associated with such arrangements. We execute substantially all of our derivative transactions under master netting arrangements and reflect all derivative balances and related cash collateral subject to enforceable master netting arrangements on a net basis within the balance sheet. The “Gross amounts recognized” column in the following table includes $30.0 billion and $29.9 billion of gross derivative assets and liabilities, respectively, at December 31, 2017, and $74.4 billion and $78.4 billion, respectively, at December 31, 2016, with counterparties subject to enforceable master netting arrangements that are carried on the balance sheet net of offsetting amounts. The remaining gross derivative assets and liabilities of $6.4 billion and $4.4 billion, respectively, at December 31, 2017 and $10.7 billion and $8.7 billion, respectively, at December 31, 2016, include those with counterparties subject to master netting arrangements for which we have not assessed the enforceability because they are with counterparties where we do not currently have positions to offset, those subject to master netting arrangements where we have not been able to confirm the enforceability and those not subject to master netting arrangements. As such, we do not net derivative balances or collateral within the balance sheet for these counterparties.
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
The “Net amounts” column within Table 16.2 represents the aggregate of our net exposure to each counterparty after considering the balance sheet and Disclosure-only netting adjustments. We manage derivative exposure by monitoring the credit risk associated with each counterparty using counterparty specific credit risk limits, using master netting arrangements and obtaining collateral. Derivative contracts executed in over-the-counter markets include bilateral contractual arrangements that are not cleared through a central clearing organization but are typically subject to master netting arrangements. The percentage of our bilateral derivative transactions outstanding at period end in such markets, based on gross fair value, is provided within the following table. Other derivative contracts executed in over-the-counter or exchange-traded markets are settled through a central clearing organization and are excluded from this percentage. In addition to the netting amounts included in the table, we also have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 14 (Guarantees, Pledged Assets and Collateral, and Other Commitments).

218	Wells Fargo & Company

Table 16.2: Gross Fair Values of Derivative Assets and Liabilities

(in millions)	Gross amounts recognized (1)	Gross amounts offset in consolidated balance sheet (1)(2)	Net amounts in consolidated balance sheet	Gross amounts not offset in consolidated balance sheet (Disclosure-only netting) (3)	Net amounts	Percent exchanged in over-the-counter market (1)(4)
December 31, 2017
Derivative assets
Interest rate contracts	$17,630	(11,929)	5,701	(145)	5,556	99%
Commodity contracts	2,354	(966)	1,388	(4)	1,384	88
Equity contracts	7,007	(4,233)	2,774	(596)	2,178	76
Foreign exchange contracts	8,973	(6,656)	2,317	(25)	2,292	100
Credit contracts-protection sold	147	(145)	2	—	2	10
Credit contracts-protection purchased	244	(198)	46	(3)	43	89
Total derivative assets	$36,355	(24,127)	12,228	(773)	11,455
Derivative liabilities
Interest rate contracts	$15,472	(13,226)	2,246	(1,078)	1,168	99%
Commodity contracts	1,335	(648)	687	(1)	686	76
Equity contracts	8,501	(4,041)	4,460	(400)	4,060	85
Foreign exchange contracts	8,568	(7,189)	1,379	(204)	1,175	100
Credit contracts-protection sold	214	(204)	10	(9)	1	85
Credit contracts-protection purchased	208	(194)	14	—	14	9
Other contracts	—	—	—	—	—	—
Total derivative liabilities	$34,298	(25,502)	8,796	(1,692)	7,104
December 31, 2016
Derivative assets
Interest rate contracts	$65,268	(59,880)	5,388	(987)	4,401	34%
Commodity contracts	3,057	(707)	2,350	(30)	2,320	74
Equity contracts	5,358	(3,018)	2,340	(365)	1,975	75
Foreign exchange contracts	10,894	(6,663)	4,231	(362)	3,869	97
Credit contracts-protection sold	85	(48)	37	—	37	61
Credit contracts-protection purchased	467	(315)	152	(1)	151	98
Total derivative assets	$85,129	(70,631)	14,498	(1,745)	12,753
Derivative liabilities
Interest rate contracts	$65,209	(58,956)	6,253	(3,129)	3,124	30%
Commodity contracts	2,551	(402)	2,149	(37)	2,112	38
Equity contracts	6,112	(2,433)	3,679	(331)	3,348	85
Foreign exchange contracts	12,742	(10,572)	2,170	(251)	1,919	100
Credit contracts-protection sold	389	(295)	94	(44)	50	98
Credit contracts-protection purchased	138	(38)	100	(2)	98	50
Other contracts	47	—	47	—	47	100
Total derivative liabilities	$87,188	(72,696)	14,492	(3,794)	10,698

(1)
In second quarter 2017, we adopted Settlement to Market treatment for the cash collateralizing our interest rate derivative contracts with certain centrally cleared counterparties. As a result of this adoption, the “gross amounts recognized” and “gross amounts offset in the consolidated balance sheet” columns do not include exposure with certain centrally cleared counterparties because the contracts are considered settled by the collateral. Likewise, what remains in these gross amount columns consists primarily of over-the-counter (OTC) market contracts for most of the contract types as reflected by the high percentage of OTC contracts in the “percent exchanged in over-the counter market” column as of December 31, 2017.

(2)
Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in the consolidated balance sheet, including related cash collateral and portfolio level counterparty valuation adjustments. Counterparty valuation adjustments were $245 million and $348 million related to derivative assets and $95 million and $114 million related to derivative liabilities as of December 31, 2017 and 2016, respectively. Cash collateral totaled $2.7 billion and $4.2 billion, netted against derivative assets and liabilities, respectively, at December 31, 2017, and $4.8 billion and $7.1 billion, respectively, at December 31, 2016.

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

Wells Fargo & Company	219

Note 16: Derivatives (continued)

Fair Value and Cash Flow Hedges
For fair value hedges, we use interest rate swaps to convert certain of our fixed-rate long-term debt and time certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale debt securities due to changes in interest rates, foreign currency rates, or both. We also use interest rate swaps to hedge against changes in fair value for certain mortgages held for sale.

For cash flow hedges, we use interest rate swaps to hedge the variability in interest payments received on certain floating-rate commercial loans and paid on certain floating-rate debt due to changes in the benchmark interest rate.
Based upon current interest rates, we estimate $90 million pre-tax of deferred net losses on derivatives in OCI at December 31, 2017, will be reclassified into net interest income during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. We are hedging our exposure to the variability of future cash flows for all forecasted transactions for a maximum of 4 years.
Table 16.3 shows the net gains (losses) related to derivatives in fair value and cash flow hedging relationships.

Table 16.3: Gains (Losses) Recognized in Consolidated Statement of Income on Fair Value and Cash Flow Hedging Relationships (1)

	Net interest income					Noninterest Income
(in millions)	Investment securities	Loans	Mortgages held for sale	Deposits	Long-term debt	Other	Total
Year ended December 31, 2017
Total amounts presented in the consolidated statement of income	10,664	41,388	786	(3,013)	(5,157)	1,603	46,271

Gains (losses) on fair value hedging relationships
Interest contracts
Amounts related to interest settlements on derivatives (2)	(469)	(1)	(5)	36	1,286	—	847
Recognized on derivatives	(43)	1	(5)	(20)	(912)	—	(979)
Recognized on hedged items	(52)	(1)	(4)	36	938	—	917
Foreign exchange contracts
Amounts related to interest settlements on derivatives (2)(3)	14	—	—	—	(210)	—	(196)
Recognized on derivatives (4)	13	—	—	—	(230)	3,118	2,901
Recognized on hedged items	(10)	—	—	—	255	(2,855)	(2,610)
Net income (expense) recognized on fair value hedges	(547)	(1)	(14)	52	1,127	263	880

Gains (losses) on cash flow hedging relationships
Interest contracts
Realized gains (losses) (pre tax) reclassified from cumulative OCI into net income (5)	—	551	—	—	(8)	—	543
Net income (expense) recognized on cash flow hedges	—	551	—	—	(8)	—	543
(continued on following page)

220	Wells Fargo & Company

(continued from previous page)
	Net interest income					Noninterest Income
(in millions)	Investment securities	Loans	Mortgages held for sale	Deposits	Long-term debt	Other	Total
Year ended December 31, 2016
Total amounts of line items presented in the consolidated statement of income	9,248	39,505	784	(1,395)	(3,830)	1,289	45,601

Gains (losses) on fair value hedging relationships
Interest contracts
Amounts related to interest settlements on derivatives (2)	(582)	—	(6)	62	1,830	—	1,304
Recognized on derivatives	—	—	—	—	—	(2,175)	(2,175)
Recognized on hedged items	—	—	—	—	—	2,157	2,157
Foreign exchange contracts
Amounts related to interest settlements on derivatives (2)(3)	9	—	—	—	31	—	40
Recognized on derivatives	—	—	—	—	—	(274)	(274)
Recognized on hedged items	—	—	—	—	—	286	286
Net income (expense) recognized on fair value hedges	(573)	—	(6)	62	1,861	(6)	1,338

Gains (losses) on cash flow hedging relationships
Interest contracts
Realized gains (losses) (pre tax) reclassified from cumulative OCI into net income (5)	—	1,043	—	—	(14)	—	1,029
Gains (losses) (before tax) recognized in income for hedge ineffectiveness	—	—	—	—	—	(1)	(1)
Net income (expense) recognized on cash flow hedges	—	1,043	—	—	(14)	(1)	1,028
Year ended December 31, 2015
Total amounts of line items presented in the consolidated statement of income	8,937	36,575	785	(963)	(2,592)	464	43,206

Gains (losses) on fair value hedging relationships
Interest contracts
Amounts related to interest settlements on derivatives (2)	(782)	—	(13)	69	1,886	—	1,160
Recognized on derivatives	—	—	—	—	—	300	300
Recognized on hedged items	—	—	—	—	—	(248)	(248)
Foreign exchange contracts
Amounts related to interest settlements on derivatives (2)(3)	—	—	—	—	182	—	182
Recognized on derivatives	—	—	—	—	—	(2,117)	(2,117)
Recognized on hedged items	—	—	—	—	—	2,143	2,143
Net income (expense) recognized on fair value hedges	(782)	—	(13)	69	2,068	78	1,420

Gains (losses) on cash flow hedging relationships
Interest contracts
Realized gains (losses) (pre tax) reclassified from cumulative OCI into net income (5)	3	1,103	—	—	(17)	—	1,089
Gains (losses) (before tax) recognized in income for hedge ineffectiveness	—	—	—	—	—	1	1
Net income (expense) recognized on cash flow hedges	3	1,103	—	—	(17)	1	1,090

(1)	Prior period gain or loss amounts and presentation location were not conformed to new hedge accounting guidance that we adopted in 2017.

(2)
Includes $(143) million, $(104) million and $(106) million for years ended December 31, 2017, 2016, and 2015, respectively, which represents changes in fair value due to the passage of time associated with the non-zero fair value amount at hedge inception.

(3)
Includes $(3) million, $(13) million and $(7) million for years ended December 31, 2017, 2016, and 2015, respectively, of the time value component recognized as net interest income (expense) on forward derivatives hedging foreign currency available-for-sale securities and long-term debt that were excluded from the assessment of hedge effectiveness.

(4)
For certain fair value hedges of foreign currency risk, changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income. See Note 24 (Other Comprehensive Income) for the amounts recognized in other comprehensive income.

(5)	See Note 24 (Other Comprehensive Income) for details of amounts reclassified to net income.

Wells Fargo & Company	221

Note 16: Derivatives (continued)

Table 16.4 shows the carrying amount and associated cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of hedged assets and liabilities in fair value hedging relationships.

Table 16.4: Hedged Items in Fair Value Hedging Relationship

	Hedged Items Currently Designated		Hedged Items No Longer Designated (1)
(in millions)	Carrying Amount of Assets/(Liabilities) (2)(4)	Hedge Accounting Basis Adjustment Assets/(Liabilities) (3)	Carrying Amount of Assets/(Liabilities) (4)	Hedge Accounting Basis Adjustment Assets/(Liabilities)
December 31, 2017
Investment securities, Available-for-sale (5)	32,498	870	5,221	343
Loans	140	(1)	—	—
Mortgages held for sale	465	(1)	—	—
Deposits	(23,679)	158	—	—
Long-term debt	(128,950)	(2,154)	(1,953)	16

(1)	Represents hedged items no longer designated in qualifying fair value hedging relationships for which an associated basis adjustment exists at the balance sheet date.

(2)
Does not include the carrying amount of hedged items where only foreign currency risk is the designated hedged risk. The carrying amount excluded for investment securities is $1.5 billion and for long-term debt is $(7.7) billion.

(3)
The balance includes $2.1 billion and $297 million of investment securities and long-term debt cumulative basis adjustments, respectively, on terminated hedges whereby the hedged items have subsequently been re-designated into existing hedges.

(4)
Represents the full carrying amount of the hedged asset or liability item as of the balance sheet date, except for circumstances in which only a portion of the asset or liability was designated as the hedged item in which case only the portion designated is presented.

(5)	Carrying amount represents the amortized cost.
Derivatives Not Designated as Hedging Instruments
We use economic hedge derivatives to hedge the risk of changes in the fair value of certain residential MHFS, certain loans held for investment, residential MSRs measured at fair value, derivative loan commitments and other interests held. We also use economic hedge derivatives to mitigate the periodic earnings volatility caused by mismatches between the changes in fair value of the hedged item and hedging instrument recognized on our fair value accounting hedges. The resulting gain or loss on these economic hedge derivatives is reflected in mortgage banking noninterest income, net gains (losses) from equity investments and other noninterest income.
The derivatives used to hedge MSRs measured at fair value, which include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts, resulted in net derivative gains of $413 million in 2017, net derivative gains of $261 million in 2016 and net derivative gains of $671 million in 2015, which are included in mortgage banking noninterest income. The aggregate fair value of these derivatives was a net asset of $89 million at December 31, 2017, and a net liability of $617 million at December 31, 2016. The change in fair value of these derivatives for each period end is due to changes in the underlying market indices and interest rates as well as the purchase and sale of derivative financial instruments throughout the period as part of our dynamic MSR risk management process.
Interest rate lock commitments for mortgage loans that we intend to sell are considered derivatives. Our interest rate exposure on these derivative loan commitments, as well as residential MHFS, is hedged with economic hedge derivatives such as swaps, forwards and options, Eurodollar futures and options, and Treasury futures, forwards and options contracts. The derivative loan commitments, economic hedge derivatives and residential MHFS are carried at fair value with changes in fair value included in mortgage banking noninterest income. For the fair value measurement of interest rate lock commitments we include, at inception and during the life of the loan commitment, the expected net future cash flows related to the associated servicing of the loan. Fair value changes subsequent to inception are based on changes in fair value of the underlying loan resulting from the exercise of the commitment and changes in the probability that the loan will not fund within the terms of the commitment (referred to as a fall-out factor). The value of the underlying loan is affected by changes in interest rates and the passage of time. However, changes in investor demand can also cause changes in the value of the underlying loan value that cannot be hedged. The aggregate fair value of derivative loan commitments on the balance sheet was a net asset of $17 million and a net liability of $6 million at December 31, 2017 and 2016, respectively, and is included in the caption “Interest rate contracts” under “Customer accommodation trading and other derivatives” in Table 16.1.
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

222	Wells Fargo & Company

instrument or separate the embedded derivative from the host contract and account for the host contract and derivative separately.
Table 16.5 shows the net gains (losses), recognized by income statement lines, related to derivatives not designated as hedging instruments.

Table 16.5: Gains (Losses) on Derivatives Not Designated as Hedging Instruments

	Noninterest income
(in millions)	Mortgage banking	Net gains (losses) from equity investments	Net gains (losses) from trading activities	Other	Total
Year ended December 31, 2017
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$448	—	—	(75)	373
Equity contracts	—	(1,483)	—	17	(1,466)
Foreign exchange contracts	—	—	—	(866)	(866)
Credit contracts	—	—	—	5	5
Subtotal (2)	448	(1,483)	—	(919)	(1,954)
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts (3)	614	—	160	—	774
Equity contracts	—	—	(3,932)	1	(3,931)
Foreign exchange contracts	—	—	638	—	638
Credit contracts	—	—	(81)	—	(81)
Commodity contracts	—	—	178	—	178
Other	—	—	—	—	—
Subtotal	614	—	(3,037)	1	(2,422)
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$1,062	(1,483)	(3,037)	(918)	(4,376)

(Continued on following page)

Wells Fargo & Company	223

Note 16: Derivatives (continued)

(continued from previous page)
	Noninterest income
(in millions)	Mortgage banking	Net gains (losses) from equity investments	Net gains (losses) from trading activities	Other	Total
Year ended December 31, 2016
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$1,029	—	—	(51)	978
Equity contracts	—	125	—	(11)	114
Foreign exchange contracts	—	—	—	954	954
Credit contracts	—	—	—	21	21
Subtotal (2)	1,029	125	—	913	2,067
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts (3)	818	—	255	—	1,073
Equity contracts	—	—	(1,643)	—	(1,643)
Foreign exchange contracts	—	—	1,077	—	1,077
Credit contracts	—	—	(105)	—	(105)
Commodity contracts	—	—	216	—	216
Other	—	—	11	—	11
Subtotal	818	—	(189)	—	629
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$1,847	125	(189)	913	2,696
Year ended December 31, 2015
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$723	—	—	(42)	681
Equity contracts	—	(393)	—	—	(393)
Foreign exchange contracts	—	—	—	496	496
Credit contracts	—	—	—	—	—
Subtotal (2)	723	(393)	—	454	784
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts (3)	941	—	265	—	1,206
Equity contracts	—	—	563	—	563
Foreign exchange contracts	—	—	812	—	812
Credit contracts	—	—	44	—	44
Commodity contracts	—	—	88	—	88
Other	—	—	(15)	—	(15)
Subtotal	941	—	1,757	—	2,698
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$1,664	(393)	1,757	454	3,482

(1)	Includes gains (losses) on the derivatives used as economic hedges of MSRs measured at fair value, interest rate lock commitments and mortgages held for sale.

(2)	Includes hedging losses of $(71) million, $(8) million, and $(24) million for the years ended December 31, 2017, 2016, and 2015, respectively, which partially offset hedge accounting ineffectiveness.

(3)	Amounts presented in mortgage banking noninterest income are gains on interest rate lock commitments.

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
Table 16.6 provides details of sold and purchased credit derivatives.

224	Wells Fargo & Company

Table 16.6: Sold and Purchased Credit Derivatives

		Notional amount
(in millions)	Fair value liability	Protection sold (A)	Protection sold - non-investment grade	Protection purchased with identical underlyings (B)	Net protection sold (A)-(B)	Other protection purchased	Range of maturities
December 31, 2017
Credit default swaps on:
Corporate bonds	$35	2,007	510	1,575	432	946	2018 - 2027
Structured products	86	267	252	232	35	153	2022 - 2047
Credit protection on:
Default swap index	—	2,626	540	308	2,318	3,932	2018 - 2027
Commercial mortgage-backed securities index	83	423	—	401	22	87	2047 - 2058
Asset-backed securities index	9	42	—	42	—	1	2045 - 2046
Other	1	3,656	3,306	—	3,656	9,840	2018 - 2031
Total credit derivatives	$214	9,021	4,608	2,558	6,463	14,959
December 31, 2016
Credit default swaps on:
Corporate bonds	$22	4,324	1,704	3,060	1,264	1,804	2017 - 2026
Structured products	193	405	333	295	110	79	2020 - 2047
Credit protection on:
Default swap index	—	1,515	257	139	1,376	3,668	2017 - 2021
Commercial mortgage-backed securities index	156	627	—	584	43	71	2047 - 2058
Asset-backed securities index	17	45	—	40	5	187	2045 - 2046
Other	1	3,567	3,568	—	3,567	10,519	2017 - 2047
Total credit derivatives	$389	10,483	5,862	4,118	6,365	16,328

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

Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt were to be downgraded by certain major credit rating agencies, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a net liability position was $8.3 billion at December 31, 2017, and $12.8 billion at December 31, 2016, respectively, for which we posted $7.1 billion and $8.9 billion, respectively, in collateral in the normal course of business. If the credit rating of our debt had been downgraded below investment grade, which is the credit-risk-related contingent feature that if triggered requires the maximum amount of collateral to be posted, on December 31, 2017, or December 31, 2016, we would have been required to post additional collateral of $1.2 billion or $4.0 billion, respectively, or potentially settle the contract in an amount equal to its fair value. Some contracts require that we provide more collateral than the fair value of derivatives that are in a net liability position if a downgrade occurs.

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

Note 17: Fair Values of Assets and Liabilities (continued)

Note 17: Fair Values of Assets and Liabilities
We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Assets and liabilities recorded at fair value on a recurring basis are presented in Table 17.2 in this Note. From time to time, we may be required to record fair value adjustments on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of LOCOM accounting or write-downs of individual assets. Assets recorded on a nonrecurring basis are presented in Table 17.12 in this Note.
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

226	Wells Fargo & Company

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

LOANS  For information on how we report the carrying value of loans, see Note 1 (Summary of Significant Accounting Policies). Although most loans are not recorded at fair value on a recurring basis, reverse mortgages are recorded at fair value on a recurring basis. In addition, we record nonrecurring fair value adjustments to loans to reflect partial write-downs that are based on the observable market price of the loan or current appraised value of the collateral.
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

OTHER LIABILITIES  Other liabilities recorded at fair value on a recurring basis predominantly include short sale liabilities. Short sale liabilities are predominantly classified as either Level 1 or Level 2, generally depending upon whether the underlying securities have readily obtainable quoted prices in active exchange markets.

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

INTERNAL MODEL VALUATIONS  Our internally-developed models largely use discounted cash flow techniques. Use of such techniques requires determining relevant inputs, some of which are unobservable. Unobservable inputs are generally derived from historic performance of similar assets or determined from previous market trades in similar instruments. These unobservable inputs usually consist of discount rates, default rates, loss severity upon default, volatilities, correlations and prepayment rates, which are inherent within our Level 3 instruments. Such inputs can be correlated to similar portfolios with known historic experience or recent trades where particular unobservable inputs may be implied, but due to the nature of various inputs being reflected within a particular trade, the value of each input is considered unobservable. We attempt to correlate each unobservable input to historic experience and other third-party data where available.
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
All internal valuation models are subject to ongoing review by business-unit-level management, and all models are subject to additional oversight by a corporate-level risk management department. Corporate oversight responsibilities include evaluating the adequacy of business unit risk management programs, maintaining company-wide model validation policies and standards and reporting the results of these activities to management and our Corporate Model Risk Committee. This committee consists of senior executive management and reports

228	Wells Fargo & Company

on top model risk issues to the Company’s Risk Committee of the Board.

VENDOR-DEVELOPED VALUATIONS  In certain limited circumstances, we obtain pricing from third-party vendors for the value of our Level 3 assets or liabilities. We have processes in place to approve such vendors to ensure information obtained and valuation techniques used are appropriate. Once these vendors are approved to provide pricing information, we monitor and review the results to ensure the fair values are reasonable and in line with market experience in similar asset classes. While the input amounts used by the pricing vendor in determining fair value are not provided, and therefore unavailable for our review, we do perform one or more of the following procedures to validate the prices received:

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

Table 17.1: Fair Value Measurements by Brokers or Third-Party Pricing Services

	Brokers			Third-party pricing services
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
December 31, 2017
Trading assets	$—	—	—	926	215	—
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	3,389	2,930	—
Securities of U.S. states and political subdivisions	—	—	—	—	50,401	49
Mortgage-backed securities	—	33	—	—	168,948	75
Other debt securities (1)	—	307	1,158	—	44,465	22
Total debt securities	—	340	1,158	3,389	266,744	146
Total marketable equity securities	—	—	—	—	227	—
Total available-for-sale securities	—	340	1,158	3,389	266,971	146
Derivative assets	—	—	—	19	—	—
Derivative liabilities	—	—	—	(19)	—	—
Other liabilities (2)	—	—	—	—	—	—
December 31, 2016
Trading assets	$—	—	—	899	60	—
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	—	—	—	22,870	2,949	—
Securities of U.S. states and political subdivisions	—	—	—	—	49,837	208
Mortgage-backed securities	—	171	—	—	176,923	92
Other debt securities (1)	—	450	968	—	49,162	54
Total debt securities	—	621	968	22,870	278,871	354
Total marketable equity securities	—	—	—	—	358	—
Total available-for-sale securities	—	621	968	22,870	279,229	354
Derivative assets	—	—	—	22	—	—
Derivative liabilities	—	—	—	(109)	(1)	—
Other liabilities (2)	—	—	—	—	—	—

(1)	Includes corporate debt securities, collateralized loan and other debt obligations, asset-backed securities, and other debt securities.

(2)	Includes short sale liabilities and other liabilities.

Wells Fargo & Company	229

Note 17: Fair Values of Assets and Liabilities (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Table 17.2 presents the balances of assets and liabilities recorded at fair value on a recurring basis.

Table 17.2: Fair Value on a Recurring Basis

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2017
Trading assets
Securities of U.S. Treasury and federal agencies	$12,491	2,383	—		—		14,874
Securities of U.S. states and political subdivisions	—	3,732	3		—		3,735
Collateralized loan obligations	—	565	354		—		919
Corporate debt securities	—	11,760	31		—		11,791
Mortgage-backed securities	—	25,273	—		—		25,273
Asset-backed securities	—	993	—		—		993
Equity securities	33,480	210	—		—		33,690
Total trading securities (1)	45,971	44,916	388		—		91,275
Other trading assets	—	1,021	33		—		1,054
Total trading assets	45,971	45,937	421		—		92,329
Securities of U.S. Treasury and federal agencies	3,389	2,930	—		—		6,319
Securities of U.S. states and political subdivisions	—	50,401	925		—		51,326
Mortgage-backed securities:
Federal agencies	—	160,219	—		—		160,219
Residential	—	4,607	1		—		4,608
Commercial	—	4,490	75		—		4,565
Total mortgage-backed securities	—	169,316	76		—		169,392
Corporate debt securities	56	7,203	407		—		7,666
Collateralized loan and other debt obligations (2)	—	35,036	1,020		—		36,056
Asset-backed securities:
Automobile loans and leases	—	553	—		—		553
Home equity loans	—	149	—		—		149
Other asset-backed securities	—	4,380	566		—		4,946
Total asset-backed securities	—	5,082	566		—		5,648
Other debt securities	—	—	—		—		—
Total debt securities	3,445	269,968	2,994	(3)	—		276,407
Marketable equity securities:
Perpetual preferred securities	131	227	—		—		358
Other marketable equity securities	320	—	—		—		320
Total marketable equity securities	451	227	—		—		678
Total available-for-sale securities	3,896	270,195	2,994		—		277,085
Mortgages held for sale	—	15,118	998		—		16,116
Loans	—	—	376		—		376
Mortgage servicing rights (residential)	—	—	13,625		—		13,625
Derivative assets:
Interest rate contracts	17	17,479	134		—		17,630
Commodity contracts	—	2,318	36		—		2,354
Equity contracts	1,698	3,970	1,339		—		7,007
Foreign exchange contracts	19	8,944	10		—		8,973
Credit contracts	—	269	122		—		391
Netting	—	—	—		(24,127)	(4)	(24,127)
Total derivative assets	1,734	32,980	1,641		(24,127)		12,228
Other assets – excluding nonmarketable equity investments at NAV	—	46	4,821		—		4,867
Total assets included in the fair value hierarchy	$51,601	364,276	24,876		(24,127)		416,626
Other assets – nonmarketable equity investments at NAV (5)							—
Total assets recorded at fair value							416,626
Derivative liabilities:
Interest rate contracts	$(17)	(15,392)	(63)		—		(15,472)
Commodity contracts	—	(1,318)	(17)		—		(1,335)
Equity contracts	(1,313)	(5,338)	(1,850)		—		(8,501)
Foreign exchange contracts	(19)	(8,546)	(3)		—		(8,568)
Credit contracts	—	(336)	(86)		—		(422)
Other derivative contracts	—	—	—		—		—
Netting	—	—	—		25,502	(4)	25,502
Total derivative liabilities	(1,349)	(30,930)	(2,019)		25,502		(8,796)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(10,420)	(568)	—		—		(10,988)
Corporate debt securities	—	(4,986)	—		—		(4,986)
Equity securities	(2,168)	(45)	—		—		(2,213)
Other securities	—	(285)	—		—		(285)
Total short sale liabilities	(12,588)	(5,884)	—		—		(18,472)
Other liabilities	—	—	(3)		—		(3)
Total liabilities recorded at fair value	$(13,937)	(36,814)	(2,022)		25,502		(27,271)

(1)	Net gains from trading activities recognized in the income statement for the year ended December 31, 2017, include $2.1 billion in net unrealized gains on trading securities held at December 31, 2017.

(2)	Includes collateralized debt obligations of $1.0 billion.

(3)
Balance primarily consists of securities that are investment grade based on ratings received from the ratings agencies or internal credit grades categorized as investment grade if external ratings are not available. The securities are classified as Level 3 due to limited market activity.

(4)	Represents balance sheet netting of derivative asset and liability balances and related cash collateral. See Note 16 (Derivatives) for additional information.

(5)	Consists of certain nonmarketable equity investments that are measured at fair value using NAV per share (or its equivalent) as a practical expedient and are excluded from the fair value hierarchy.

(continued on following page)

230	Wells Fargo & Company

(continued from previous page)

(in millions)	Level 1	Level 2	Level 3		Netting		Total
December 31, 2016
Trading assets
Securities of U.S. Treasury and federal agencies	$14,950	2,710	—		—		17,660
Securities of U.S. states and political subdivisions	—	2,910	3		—		2,913
Collateralized loan obligations	—	501	309		—		810
Corporate debt securities	—	9,481	34		—		9,515
Mortgage-backed securities	—	20,254	—		—		20,254
Asset-backed securities	—	1,128	—		—		1,128
Equity securities	20,462	290	—		—		20,752
Total trading securities (1)	35,412	37,274	346		—		73,032
Other trading assets	—	1,337	28		—		1,365
Total trading assets	35,412	38,611	374		—		74,397
Securities of U.S. Treasury and federal agencies	22,870	2,949	—		—		25,819
Securities of U.S. states and political subdivisions	—	49,961	1,140	(2)	—		51,101
Mortgage-backed securities:
Federal agencies	—	161,230	—		—		161,230
Residential	—	7,815	1		—		7,816
Commercial	—	8,411	91		—		8,502
Total mortgage-backed securities	—	177,456	92		—		177,548
Corporate debt securities	58	10,967	432		—		11,457
Collateralized loan and other debt obligations (3)	—	34,141	879	(2)	—		35,020
Asset-backed securities:
Automobile loans and leases	—	9	—		—		9
Home equity loans	—	327	—		—		327
Other asset-backed securities	—	4,909	962	(2)	—		5,871
Total asset-backed securities	—	5,245	962		—		6,207
Other debt securities	—	1	—		—		1
Total debt securities	22,928	280,720	3,505		—		307,153
Marketable equity securities:
Perpetual preferred securities	112	357	—		—		469
Other marketable equity securities	741	1	—		—		742
Total marketable equity securities	853	358	—		—		1,211
Total available-for-sale securities	23,781	281,078	3,505		—		308,364
Mortgages held for sale	—	21,057	985		—		22,042
Loans	—	—	758		—		758
Mortgage servicing rights (residential)	—	—	12,959		—		12,959
Derivative assets:
Interest rate contracts	44	64,986	238		—		65,268
Commodity contracts	—	3,020	37		—		3,057
Equity contracts	1,314	2,997	1,047		—		5,358
Foreign exchange contracts	22	10,843	29		—		10,894
Credit contracts	—	280	272		—		552
Netting	—	—	—		(70,631)	(4)	(70,631)
Total derivative assets	1,380	82,126	1,623		(70,631)		14,498
Other assets – excluding nonmarketable equity investments at NAV	—	16	3,259		—		3,275
Total assets included in the fair value hierarchy	$60,573	422,888	23,463		(70,631)		436,293
Other assets – nonmarketable equity investments at NAV (5)							—
Total assets recorded at fair value							436,293
Derivative liabilities:
Interest rate contracts	$(45)	(65,047)	(117)		—		(65,209)
Commodity contracts	—	(2,537)	(14)		—		(2,551)
Equity contracts	(919)	(3,879)	(1,314)		—		(6,112)
Foreign exchange contracts	(109)	(12,616)	(17)		—		(12,742)
Credit contracts	—	(332)	(195)		—		(527)
Other derivative contracts	—	—	(47)		—		(47)
Netting	—	—	—		72,696	(4)	72,696
Total derivative liabilities	(1,073)	(84,411)	(1,704)		72,696		(14,492)
Short sale liabilities:
Securities of U.S. Treasury and federal agencies	(9,722)	(701)	—		—		(10,423)
Corporate debt securities	—	(4,063)	—		—		(4,063)
Equity securities	(1,795)	—	—		—		(1,795)
Other securities	—	(98)	—		—		(98)
Total short sale liabilities	(11,517)	(4,862)	—		—		(16,379)
Other liabilities	—	—	(4)		—		(4)
Total liabilities recorded at fair value	$(12,590)	(89,273)	(1,708)		72,696		(30,875)

(1)	Net gains from trading activities recognized in the income statement for the year ended December 31, 2016, include $820 million in net unrealized gains on trading securities held at December 31, 2016.

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
Transfers into and out of Level 1, Level 2, and Level 3 are provided within Table 17.3 for the periods presented. The amounts reported as transfers represent the fair value as of the beginning of the quarter in which the transfer occurred.

Table 17.3: Transfers Between Fair Value Levels

	Transfers Between Fair Value Levels
	Level 1		Level 2		Level 3 (1)
(in millions)	In	Out	In	Out	In	Out	Total
Year ended December 31, 2017
Trading assets	$—	—	22	(40)	40	(22)	—
Available-for-sale securities	—	—	1,334	(5)	5	(1,334)	—
Mortgages held for sale	—	—	10	(134)	134	(10)	—
Other assets	—	—	—	(1)	1	—	—
Net derivative assets and liabilities (2)	—	—	(43)	51	(51)	43	—
Short sale liabilities	—	—	—	—	—	—	—
Total transfers	$—	—	1,323	(129)	129	(1,323)	—
Year ended December 31, 2016
Trading assets	$55	(48)	61	(56)	1	(13)	—
Available-for-sale securities	—	—	481	(80)	80	(481)	—
Mortgages held for sale	—	—	17	(98)	98	(17)	—
Other assets	—	—	—	—	—	—	—
Net derivative assets and liabilities (2)	—	—	(51)	(41)	41	51	—
Short sale liabilities	(1)	1	(1)	1	—	—	—
Total transfers	$54	(47)	507	(274)	220	(460)	—
Year ended December 31, 2015
Trading assets	$15	(9)	103	(28)	13	(94)	—
Available-for-sale securities (3)	—	—	76	(8)	8	(76)	—
Mortgages held for sale	—	—	471	(194)	194	(471)	—
Other assets	—	—	—	—	—	—	—
Net derivative assets and liabilities (2)	—	—	48	15	(15)	(48)	—
Short sale liabilities	(1)	1	(1)	1	—	—	—
Total transfers	$14	(8)	697	(214)	200	(689)	—

(1)	All transfers in and out of Level 3 are disclosed within the recurring Level 3 rollforward tables in this Note.

(2)	Includes transfers of net derivative assets and net derivative liabilities between levels due to changes in observable market data.

(3)
Transfers out of Level 3 exclude $640 million in auction rate perpetual preferred equity securities that were transferred in second quarter 2015 from available-for-sale securities to nonmarketable equity investments in other assets. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) for additional information.

232	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2017, are presented in Table 17.4.

Table 17.4: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis – 2017

		Total net gains (losses) included in		Purchases, sales, issuances and settlements, net (1)				Net unrealized gains (losses) included in income related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net income	Other compre- hensive income		Transfers into Level 3	Transfers out of Level 3	Balance, end of period		(2)
Year ended December 31, 2017
Trading assets:
Securities of U.S. states and political subdivisions	$3	—	—	—	—	—	3	—
Collateralized loan obligations	309	3	—	42	—	—	354	(13)
Corporate debt securities	34	2	—	(7)	6	(4)	31	2
Mortgage-backed securities	—	—	—	—	—	—	—	—
Asset-backed securities	—	—	—	—	—	—	—	—
Equity securities	—	—	—	—	—	—	—	—
Total trading securities	346	5	—	35	6	(4)	388	(11)
Other trading assets	28	(8)	—	(3)	34	(18)	33	(4)
Total trading assets	374	(3)	—	32	40	(22)	421	(15)	(3)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	1,140	4	5	1,105	5	(1,334)	925	—
Mortgage-backed securities:
Residential	1	—	—	—	—	—	1	—
Commercial	91	(4)	—	(12)	—	—	75	(11)
Total mortgage-backed securities	92	(4)	—	(12)	—	—	76	(11)
Corporate debt securities	432	(1)	23	(47)	—	—	407	—
Collateralized loan and other debt obligations	879	22	103	16	—	—	1,020	—
Asset-backed securities:
Automobile loans and leases	—	—	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—	—	—
Other asset-backed securities	962	1	3	(400)	—	—	566	—
Total asset-backed securities	962	1	3	(400)	—	—	566	—
Total debt securities	3,505	22	134	662	5	(1,334)	2,994	(11)	(4)
Marketable equity securities:
Perpetual preferred securities	—	—	—	—	—	—	—	—
Other marketable equity securities	—	—	—	—	—	—	—	—
Total marketable equity securities	—	—	—	—	—	—	—	—	(5)
Total available-for-sale securities	3,505	22	134	662	5	(1,334)	2,994	(11)
Mortgages held for sale	985	(36)	—	(75)	134	(10)	998	(34)	(6)
Loans	758	(6)	—	(376)	—	—	376	(12)	(6)
Mortgage servicing rights (residential) (7)	12,959	(2,115)	—	2,781	—	—	13,625	(126)	(6)
Net derivative assets and liabilities:
Interest rate contracts	121	604	—	(654)	—	—	71	(52)
Commodity contracts	23	(17)	—	13	2	(2)	19	15
Equity contracts	(267)	(199)	—	(37)	(53)	45	(511)	(259)
Foreign exchange contracts	12	(5)	—	—	—	—	7	6
Credit contracts	77	24	—	(65)	—	—	36	(62)
Other derivative contracts	(47)	27	—	20	—	—	—	—
Total derivative contracts	(81)	434	—	(723)	(51)	43	(378)	(352)	(8)
Other assets	3,259	1,563	—	(2)	1	—	4,821	1,569	(5)
Short sale liabilities	—	—	—	—	—	—	—	—	(3)
Other liabilities	(4)	1	—	—	—	—	(3)	—	(6)

(1)	See Table 17.5 for detail.

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

Note 17: Fair Values of Assets and Liabilities (continued)

(continued from previous page)

Table 17.5 presents gross purchases, sales, issuances and settlements related to the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2017.

Table 17.5: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2017

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2017
Trading assets:
Securities of U.S. states and political subdivisions	$37	(36)	—	(1)	—
Collateralized loan obligations	439	(250)	—	(147)	42
Corporate debt securities	25	(32)	—	—	(7)
Mortgage-backed securities	—	—	—	—	—
Asset-backed securities	—	—	—	—	—
Equity securities	—	—	—	—	—
Total trading securities	501	(318)	—	(148)	35
Other trading assets	—	(2)	—	(1)	(3)
Total trading assets	501	(320)	—	(149)	32
Available-for-sale securities:
Securities of U.S. states and political subdivisions	—	(68)	1,369	(196)	1,105
Mortgage-backed securities:
Residential	—	—	—	—	—
Commercial	—	—	—	(12)	(12)
Total mortgage-backed securities	—	—	—	(12)	(12)
Corporate debt securities	14	(4)	—	(57)	(47)
Collateralized loan and other debt obligations	135	—	—	(119)	16
Asset-backed securities:
Automobile loans and leases	—	—	—	—	—
Home equity loans	—	—	—	—	—
Other asset-backed securities	—	—	211	(611)	(400)
Total asset-backed securities	—	—	211	(611)	(400)
Total debt securities	149	(72)	1,580	(995)	662
Marketable equity securities:
Perpetual preferred securities	—	—	—	—	—
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	—	—	—	—
Total available-for-sale securities	149	(72)	1,580	(995)	662
Mortgages held for sale	79	(485)	489	(158)	(75)
Loans	6	(129)	19	(272)	(376)
Mortgage servicing rights (residential) (1)	541	(24)	2,263	1	2,781
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(654)	(654)
Commodity contracts	—	—	—	13	13
Equity contracts	—	(118)	—	81	(37)
Foreign exchange contracts	—	—	—	—	—
Credit contracts	6	(3)	—	(68)	(65)
Other derivative contracts	—	—	—	20	20
Total derivative contracts	6	(121)	—	(608)	(723)
Other assets	—	(2)	—	—	(2)
Short sale liabilities	3	(3)	—	—	—
Other liabilities	—	—	—	—	—

(1)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

234	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2016, are presented in Table 17.6.

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

Table 17.7: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2016

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2016
Trading assets:
Securities of U.S. states and political subdivisions	$2	(2)	—	(5)	(5)
Collateralized loan obligations	372	(357)	—	—	15
Corporate debt securities	37	(50)	—	—	(13)
Mortgage-backed securities	—	—	—	—	—
Asset-backed securities	—	—	—	—	—
Equity securities	—	(1)	—	—	(1)
Total trading securities	411	(410)	—	(5)	(4)
Other trading assets	—	—	—	—	—
Total trading assets	411	(410)	—	(5)	(4)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	28	(24)	547	(491)	60
Mortgage-backed securities:
Residential	—	—	—	—	—
Commercial	22	—	—	(5)	17
Total mortgage-backed securities	22	—	—	(5)	17
Corporate debt securities	36	(12)	—	(53)	(29)
Collateralized loan and other debt obligations	618	(54)	—	(299)	265
Asset-backed securities:
Automobile loans and leases	—	—	—	—	—
Home equity loans	—	—	—	—	—
Other asset-backed securities	50	(28)	235	(471)	(214)
Total asset-backed securities	50	(28)	235	(471)	(214)
Total debt securities	754	(118)	782	(1,319)	99
Marketable equity securities:
Perpetual preferred securities	—	—	—	—	—
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	—	—	—	—
Total available-for-sale securities	754	(118)	782	(1,319)	99
Mortgages held for sale	87	(618)	565	(193)	(159)
Loans	21	(3,791)	302	(1,031)	(4,499)
Mortgage servicing rights (residential) (1)	—	(66)	2,204	1	2,139
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(1,003)	(1,003)
Commodity contracts	—	—	—	(2)	(2)
Equity contracts	29	(147)	—	(38)	(156)
Foreign exchange contracts	—	—	—	(1)	(1)
Credit contracts	7	(4)	—	46	49
Other derivative contracts	—	—	—	—	—
Total derivative contracts	36	(151)	—	(998)	(1,113)
Other assets	225	—	—	(1)	224
Short sale liabilities	—	—	—	—	—
Other liabilities	—	—	—	25	25

(1)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

236	Wells Fargo & Company

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2015 are presented in Table 17.8.

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

Table 17.9: Gross Purchases, Sales, Issuances and Settlements – Level 3 – 2015

(in millions)	Purchases	Sales	Issuances	Settlements	Net
Year ended December 31, 2015
Trading assets:
Securities of U.S. states and political subdivisions	$4	(2)	—	(1)	1
Collateralized loan obligations	1,093	(1,203)	—	—	(110)
Corporate debt securities	45	(45)	—	—	—
Mortgage-backed securities	—	(1)	—	—	(1)
Asset-backed securities	—	(5)	—	(9)	(14)
Equity securities	—	—	—	(11)	(11)
Total trading securities	1,142	(1,256)	—	(21)	(135)
Other trading assets	4	(27)	—	(1)	(24)
Total trading assets	1,146	(1,283)	—	(22)	(159)
Available-for-sale securities:
Securities of U.S. states and political subdivisions	—	(65)	555	(1,181)	(691)
Mortgage-backed securities:
Residential	—	(22)	—	—	(22)
Commercial	—	(8)	—	(22)	(30)
Total mortgage-backed securities	—	(30)	—	(22)	(52)
Corporate debt securities	200	(11)	—	(10)	179
Collateralized loan and other debt obligations	109	(325)	—	(355)	(571)
Asset-backed securities:
Automobile loans and leases	—	—	—	(264)	(264)
Home equity loans	—	—	—	—	—
Other asset-backed securities	141	(1)	274	(593)	(179)
Total asset-backed securities	141	(1)	274	(857)	(443)
Total debt securities	450	(432)	829	(2,425)	(1,578)
Marketable equity securities:
Perpetual preferred securities	—	—	—	(24)	(24)
Other marketable equity securities	—	—	—	—	—
Total marketable equity securities	—	—	—	(24)	(24)
Total available-for-sale securities	450	(432)	829	(2,449)	(1,602)
Mortgages held for sale	202	(1,605)	777	(351)	(977)
Loans	72	—	379	(795)	(344)
Mortgage servicing rights (residential) (1)	—	(3)	1,556	(6)	1,547
Net derivative assets and liabilities:
Interest rate contracts	—	—	—	(1,137)	(1,137)
Commodity contracts	—	—	—	6	6
Equity contracts	15	(103)	—	6	(82)
Foreign exchange contracts	—	—	—	—	—
Credit contracts	12	(3)	—	158	167
Other derivative contracts	—	—	—	1	1
Total derivative contracts	27	(106)	—	(966)	(1,045)
Other assets	97	—	—	—	97
Short sale liabilities	21	(15)	—	—	6
Other liabilities	—	—	—	11	11

(1)	For more information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).

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

238	Wells Fargo & Company

Table 17.10: Valuation Techniques – Recurring Basis – 2017

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs				Weighted Average (1)
December 31, 2017
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	$868		Discounted cash flow	Discount rate	1.7	-	5.8%		2.7
Other municipal bonds	11		Discounted cash flow	Discount rate	4.7	-	4.9		4.8
	49		Vendor priced
Collateralized loan and other debt obligations (2)	354		Market comparable pricing	Comparability adjustment	(22.0)	-	19.5		3.0
	1,020		Vendor priced
Asset-backed securities:
Diversified payment rights (3)	292		Discounted cash flow	Discount rate	2.4	-	3.9		3.1
Other commercial and consumer	248	(4)	Discounted cash flow	Discount rate	3.7	-	5.2		3.9
				Weighted average life	2.0	-	2.3	yrs	2.1
	26		Vendor priced
Mortgages held for sale (residential)	974		Discounted cash flow	Default rate	0.0	-	7.1%		1.3
				Discount rate	2.6	-	7.3		5.6
				Loss severity	0.1	-	41.4		19.6
				Prepayment rate	6.5	-	15.9		9.1
	24		Market comparable pricing	Comparability adjustment	(56.3)	-	(6.3)		(42.7)
Loans	376	(5)	Discounted cash flow	Discount rate	3.1	-	7.5		4.2
				Prepayment rate	8.7	-	100.0		91.9
				Loss severity	0.0	-	33.9		6.6
Mortgage servicing rights (residential)	13,625		Discounted cash flow	Cost to service per loan (6)	$78	-	587		143
				Discount rate	6.6	-	12.9%		6.9
				Prepayment rate (7)	9.7	-	20.5		10.5
Net derivative assets and (liabilities):
Interest rate contracts	54		Discounted cash flow	Default rate	0.0	-	5.0		2.1
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	2.8	-	12.5		10.5
Interest rate contracts: derivative loan commitments	17		Discounted cash flow	Fall-out factor	1.0	-	99.0		15.2
				Initial-value servicing	(59.9)	-	101.1	bps	2.7
Equity contracts	102		Discounted cash flow	Conversion factor	(9.7)	-	0.0%		(7.6)
				Weighted average life	0.5	-	3.0	yrs	1.6
	(613)		Option model	Correlation factor	(77.0)	-	98.0%		24.2
				Volatility factor	5.7	-	95.5		19.2
Credit contracts	(3)		Market comparable pricing	Comparability adjustment	(29.9)	-	17.3		(0.2)
	39		Option model	Credit spread	0.0	-	63.7		1.3
				Loss severity	13.0	-	60.0		50.7
Other assets: nonmarketable equity investments	8		Discounted cash flow	Discount rate	10.0	-	10.0		10.0
				Volatility Factor	0.5		1.9		1.4
	4,813		Market comparable pricing	Comparability adjustment	(21.1)	-	(5.5)		(15.0)

Insignificant Level 3 assets, net of liabilities	570	(8)
Total level 3 assets, net of liabilities	$22,854	(9)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments, such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $1.0 billion of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	A significant portion of the balance consists of investments in asset-backed securities that are revolving in nature, for which the timing of advances and repayments of principal are uncertain.

(5)	Consists of reverse mortgage loans.

(6)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $78 - $252.

(7)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

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

(9)	Consists of total Level 3 assets of $24.9 billion and total Level 3 liabilities of $2.0 billion, before netting of derivative balances.

Wells Fargo & Company	239

Note 17: Fair Values of Assets and Liabilities (continued)

Table 17.11: Valuation Techniques – Recurring Basis – 2016

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique(s)	Significant Unobservable Input	Range of Inputs			Weighted Average (1)
December 31, 2016
Trading and available-for-sale securities:
Securities of U.S. states and political subdivisions:
Government, healthcare and other revenue bonds	$906		Discounted cash flow	Discount rate	1.1	-	5.6%		2.0
Other municipal bonds	29		Discounted cash flow	Discount rate	3.7	-	4.9		4.5
				Weighted average life	3.6	-	3.6	yrs	3.6
	208		Vendor priced
Collateralized loan and other debt obligations (2)	309		Market comparable pricing	Comparability adjustment	(15.5)	-	20.3%		2.9
	879		Vendor priced
Asset-backed securities:
Diversified payment rights (3)	443		Discounted cash flow	Discount rate	1.9	-	4.8		3.3
Other commercial and consumer	492	(4)	Discounted cash flow	Discount rate	3.0	-	4.6		3.9
				Weighted average life	0.8	-	4.2	yrs	2.9
	27		Vendor priced
Mortgages held for sale (residential)	955		Discounted cash flow	Default rate	0.5	-	7.9%		1.9
				Discount rate	1.1	-	6.9		5.1
				Loss severity	0.1	-	42.5		26.9
				Prepayment rate	6.3	-	17.1		10.0
	30		Market comparable pricing	Comparability adjustment	(53.3)	-	0.0		(37.8)
Loans	758	(5)	Discounted cash flow	Discount rate	0.0	-	3.9		0.6
				Prepayment rate	0.4	-	100.0		83.7
				Utilization rate	0.0	-	0.8		0.1
Mortgage servicing rights (residential)	12,959		Discounted cash flow	Cost to service per loan (6)	$79	-	598		155
				Discount rate	6.5	-	18.4%		6.8
				Prepayment rate (7)	9.4	-	20.6		10.3
Net derivative assets and (liabilities):
Interest rate contracts	127		Discounted cash flow	Default rate	0.1	-	6.8		2.1
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	2.8	-	12.5		9.6
Interest rate contracts: derivative loan commitments	(6)		Discounted cash flow	Fall-out factor	1.0	-	99.0		15.0
				Initial-value servicing	(23.0)	-	131.2	bps	56.8
Equity contracts	79		Discounted cash flow	Conversion factor	(10.6)	-	0.0%		(7.9)
				Weighted average life	1.0	-	3.0	yrs	2.0
	(346)		Option model	Correlation factor	(65.0)	-	98.5%		39.9
				Volatility factor	6.5	-	100.0		20.7
Credit contracts	(28)		Market comparable pricing	Comparability adjustment	(27.7)	-	21.3		0.02
	105		Option model	Credit spread	0.0	-	11.6		1.2
				Loss severity	12.0	-	60.0		50.4
Other assets: nonmarketable equity investments	21		Discounted cash flow	Discount rate	5.0	-	10.3		8.7
				Volatility Factor	0.3	-	2.4		1.1
	3,238		Market comparable pricing	Comparability adjustment	(22.1)	-	(5.5)		(16.4)

Insignificant Level 3 assets, net of liabilities	570	(8)
Total level 3 assets, net of liabilities	$21,755	(9)

(1)	Weighted averages are calculated using outstanding unpaid principal balance for cash instruments such as loans and securities, and notional amounts for derivative instruments.

(2)	Includes $847 million of collateralized debt obligations.

(3)	Securities backed by specified sources of current and future receivables generated from foreign originators.

(4)	A significant portion of the balance consists of investments in asset-backed securities that are revolving in nature, for which the timing of advances and repayments of principal are uncertain.

(5)	Consists of reverse mortgage loans.

(6)	The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $79 - $293.

(7)	Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

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

(9)	Consists of total Level 3 assets of $23.5 billion and total Level 3 liabilities of $1.7 billion, before netting of derivative balances.

240	Wells Fargo & Company

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

242	Wells Fargo & Company

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting or write-downs of individual assets. Table 17.12 provides the fair value hierarchy and carrying amount of all assets that were still held as of December 31, 2017, and 2016, and for which a nonrecurring fair value adjustment was recorded during the years then ended.

Table 17.12: Fair Value on a Nonrecurring Basis

	December 31, 2017				December 31, 2016
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mortgages held for sale (LOCOM) (1)	$—	1,646	1,333	2,979	—	2,312	1,350	3,662
Loans held for sale	—	108	—	108	—	8	—	8
Loans:
Commercial	—	374	—	374	—	464	—	464
Consumer	—	502	10	512	—	822	7	829
Total loans (2)	—	876	10	886	—	1,286	7	1,293
Other assets - excluding nonmarketable equity investments at NAV (3)	—	177	297	474	—	233	412	645
Total included in the fair value hierarchy	$—	2,807	1,640	4,447	—	3,839	1,769	5,608
Other assets - nonmarketable equity investments at NAV (4)				6				13
Total assets at fair value on a nonrecurring basis				$4,453				5,621

(1)	Consists of commercial mortgages and residential real estate 1-4 family first mortgage loans.

(2)	Represents the carrying value of loans for which nonrecurring adjustments are based on the appraised value of the collateral.

(3)	Includes the fair value of foreclosed real estate, other collateral owned, operating lease assets and nonmarketable equity investments.

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

Table 17.13: Change in Value of Assets with Nonrecurring Fair Value Adjustment

	Year ended December 31,
(in millions)	2017	2016
Mortgages held for sale (LOCOM)	$10	1
Loans held for sale	(2)	—
Loans:
Commercial	(335)	(913)
Consumer	(424)	(717)
Total loans (1)	(759)	(1,630)
Other assets (2)	(299)	(438)
Total	$(1,050)	(2,067)

(1)	Represents write-downs of loans based on the appraised value of the collateral.

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

Table 17.14: Valuation Techniques – Nonrecurring Basis

($ in millions)	Fair Value Level 3		Valuation Technique(s) (1)	Significant Unobservable Inputs (1)		Range of inputs			Weighted Average (2)
December 31, 2017
Residential mortgages held for sale (LOCOM)	$1,333	(3)	Discounted cash flow	Default rate	(4)	0.1	–	4.1%	1.7%
				Discount rate		1.5	–	8.5	3.8
				Loss severity		0.7	–	52.9	2.2
				Prepayment rate	(5)	5.4	–	100.0	50.6
Other assets: nonmarketable equity investments	122		Discounted cash flow	Discount rate		5.0	–	10.5	10.2
Insignificant level 3 assets	185
Total	$1,640
December 31, 2016
Residential mortgages held for sale (LOCOM)	$1,350	(3)	Discounted cash flow	Default rate	(4)	0.2	–	4.3%	1.9%
				Discount rate		1.5	–	8.5	3.8
				Loss severity		0.7	–	50.1	2.4
				Prepayment rate	(5)	3.0	–	100.0	50.7
Other assets: nonmarketable equity investments	220		Discounted cash flow	Discount rate		4.7	–	9.3	7.3
Insignificant level 3 assets	199
Total	$1,769

(1)	Refer to the narrative following Table 17.11 for a definition of the valuation technique(s) and significant unobservable inputs.

(2)	For residential MHFS, weighted averages are calculated using the outstanding unpaid principal balance of the loans.

(3)
Consists of approximately $1.3 billion of government insured/guaranteed loans purchased from GNMA-guaranteed mortgage securitizations at both December 31, 2017 and 2016, and $26 million and $33 million of other mortgage loans that are not government insured/guaranteed at December 31, 2017 and 2016, respectively.

(4)	Applies only to non-government insured/guaranteed loans.

(5)	Includes the impact on prepayment rate of expected defaults for government insured/guaranteed loans, which impact the frequency and timing of early resolution of loans.

Alternative Investments
We hold certain nonmarketable equity investments for which we use NAV per share (or its equivalent) as a practical expedient for fair value measurements, including estimated fair values for investments accounted for under the cost method. The investments consist of private equity funds that invest in equity and debt securities issued by private and publicly-held companies. The fair values of these investments and related unfunded commitments totaled $30 million and $23 million, respectively, at December 31, 2017, and $48 million and $37 million, respectively, at December 31, 2016. The investments do not allow redemptions. We receive distributions as the underlying assets of the funds liquidate, which we expect to occur through 2025.

244	Wells Fargo & Company

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

TRADING ASSETS - LOANS We engage in holding loans for market-making purposes to support the buying and selling demands of our customers. These loans are generally held for a short period of time and managed within parameters of internally approved market risk limits. We have elected to measure and carry them at fair value, which best aligns with our risk management practices. Fair value for these loans is generally determined using readily available market data based on recent transaction prices for similar loans.

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
Table 17.15 reflects differences between the fair value carrying amount of the assets for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

Table 17.15: Fair Value Option

	December 31, 2017			December 31, 2016
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Trading assets - loans:
Total loans	$1,023	1,069	(46)	1,332	1,418	(86)
Nonaccrual loans	34	50	(16)	100	115	(15)
Mortgages held for sale:
Total loans	16,116	15,827	289	22,042	21,961	81
Nonaccrual loans	127	165	(38)	136	182	(46)
Loans 90 days or more past due and still accruing	16	21	(5)	12	16	(4)
Loans held for sale:
Total loans	—	6	(6)	—	6	(6)
Nonaccrual loans	—	6	(6)	—	6	(6)
Loans:
Total loans	376	404	(28)	758	775	(17)
Nonaccrual loans	253	281	(28)	297	318	(21)
Other assets (1)	4,867	N/A	N/A	3,275	N/A	N/A

(1)	Consists of nonmarketable equity investments carried at fair value. See Note 7 (Premises, Equipment, Lease Commitments and Other Assets) for more information.

Wells Fargo & Company	245

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
Table 17.16: Fair Value Option – Changes in Fair Value Included in Earnings

						Year ended December 31,
	2017			2016			2015
(in millions)	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income	Mortgage banking noninterest income	Net gains (losses) from trading activities	Other noninterest income
Trading assets - loans	$—	45	2	—	55	3	—	4	4
Mortgages held for sale	1,229	—	—	1,456	—	—	1,808	—	—
Loans	—	—	—	—	—	(60)	—	—	(122)
Other assets	—	—	1,592	—	—	(12)	—	—	457
Other interests held (1)	—	(9)	—	—	(5)	—	—	(6)	—

(1)	Includes retained interests in securitizations.

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

Table 17.17: Fair Value Option – Gains/Losses Attributable to Instrument-Specific Credit Risk

	Year ended December 31,
(in millions)	2017	2016	2015
Gains (losses) attributable to instrument-specific credit risk:
Trading assets - loans	$45	55	4
Mortgages held for sale	(12)	3	29
Total	$33	58	33

246	Wells Fargo & Company

Disclosures about Fair Value of Financial Instruments
Table 17.18 is a summary of fair value estimates for financial instruments, excluding financial instruments recorded at fair value on a recurring basis, as they are included within Table 17.2 in this Note. The carrying amounts in the following table are recorded on the balance sheet under the indicated captions, except for nonmarketable equity investments, which are included in other assets.

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

Table 17.18: Fair Value Estimates for Financial Instruments

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2017
Financial assets
Cash and due from banks (1)	$23,367	23,367	—	—	23,367
Federal funds sold, securities purchased under resale agreements and other short-term investments (1)	272,605	193,457	79,079	69	272,605
Held-to-maturity securities	139,335	44,806	93,694	485	138,985
Mortgages held for sale (2)	3,954	—	2,625	1,333	3,958
Loans held for sale	108	—	108	—	108
Loans, net (3)	926,273	—	51,713	886,622	938,335
Nonmarketable equity investments (cost method)
Excluding investments at NAV	7,136	—	23	7,605	7,628
Total financial assets included in the fair value hierarchy	1,372,778	261,630	227,242	896,114	1,384,986
Investments at NAV (4)	27				30
Total financial assets	$1,372,805				1,385,016
Financial liabilities
Deposits	$1,335,991	—	1,315,648	19,768	1,335,416
Short-term borrowings (1)	103,256	—	103,256	—	103,256
Long-term debt (5)	224,981	—	227,109	3,159	230,268
Total financial liabilities	$1,664,228	—	1,646,013	22,927	1,668,940
December 31, 2016
Financial assets
Cash and due from banks (1)	$20,729	20,729	—	—	20,729
Federal funds sold, securities purchased under resale agreements and other short-term investments (1) (6)	266,038	207,003	58,953	82	266,038
Held to maturity securities	99,583	45,079	51,706	2,370	99,155
Mortgages held for sale (2)	4,267	—	2,927	1,350	4,277
Loans held for sale	80	—	81	—	81
Loans, net (3)	936,358	—	60,245	887,589	947,834
Nonmarketable equity investments (cost method)
Excluding investments at NAV	8,362	—	18	8,924	8,942
Total financial assets included in the fair value hierarchy	1,335,417	272,811	173,930	900,315	1,347,056
Investments at NAV (4)	35				48
Total financial assets	$1,335,452				1,347,104
Financial liabilities
Deposits	$1,306,079	—	1,282,158	23,995	1,306,153
Short-term borrowings (1)	96,781	—	96,781	—	96,781
Long-term debt (5)	255,070	—	245,704	10,075	255,779
Total financial liabilities	$1,657,930	—	1,624,643	34,070	1,658,713

(1)	Amounts consist of financial instruments for which carrying value approximates fair value.

(2)	Excludes MHFS for which we elected the fair value option.

(3)	Excludes loans for which the fair value option was elected and also excludes lease financing with a carrying amount of $19.4 billion and $19.3 billion at December 31, 2017 and 2016, respectively.

(4)
Consists of certain nonmarketable equity investments for which estimated fair values are determined using NAV per share (or its equivalent) as a practical expedient and are excluded from the fair value hierarchy.

(5)	Excludes capital lease obligations under capital leases of $39 million and $7 million at December 31, 2017 and 2016, respectively.

(6)	The fair value classification level of certain interest-earning deposits have been reclassified to conform with the current period end classification.

Wells Fargo & Company	247

Note 17: Fair Values of Assets and Liabilities (continued)

Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in Table 17.18. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the allowance for unfunded credit commitments, which totaled

$1.0 billion and $1.2 billion at December 31, 2017 and 2016, respectively.

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
Table 18.1: Preferred Stock Shares

	December 31, 2017		December 31, 2016
	Liquidation preference per share	Shares authorized and designated	Liquidation preference per share	Shares authorized and designated
DEP Shares
Dividend Equalization Preferred Shares (DEP)	$10	97,000	$10	97,000
Series H
Floating Class A Preferred Stock (1)	—	—	20,000	50,000
Series I
Floating Class A Preferred Stock	100,000	25,010	100,000	25,010
Series J
8.00% Non-Cumulative Perpetual Class A Preferred Stock	1,000	2,300,000	1,000	2,300,000
Series K
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	1,000	3,500,000	1,000	3,500,000
Series L
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	1,000	4,025,000	1,000	4,025,000
Series N
5.20% Non-Cumulative Perpetual Class A Preferred Stock	25,000	30,000	25,000	30,000
Series O
5.125% Non-Cumulative Perpetual Class A Preferred Stock	25,000	27,600	25,000	27,600
Series P
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	26,400	25,000	26,400
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	69,000	25,000	69,000
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	34,500	25,000	34,500
Series S
5.90% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	80,000	25,000	80,000
Series T
6.00% Non-Cumulative Perpetual Class A Preferred Stock	25,000	32,200	25,000	32,200
Series U
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	25,000	80,000	25,000	80,000
Series V
6.00% Non-Cumulative Perpetual Class A Preferred Stock	25,000	40,000	25,000	40,000
Series W
5.70% Non-Cumulative Perpetual Class A Preferred Stock	25,000	40,000	25,000	40,000
Series X
5.50% Non-Cumulative Perpetual Class A Preferred Stock	25,000	46,000	25,000	46,000
Series Y
5.625% Non-Cumulative Perpetual Class A Preferred Stock	25,000	27,600	—	—
ESOP
Cumulative Convertible Preferred Stock (2)	—	1,556,104	—	1,439,181
Total		12,036,414		11,941,891

(1)	On January 26, 2017, we filed with the Delaware Secretary of State a Certificate Eliminating the Certificate of Designations with respect to the Series H preferred Stock.

(2)	See the ESOP Cumulative Convertible Preferred Stock section of this Note for additional information about the liquidation preference for the ESOP Cumulative Preferred Stock.

248	Wells Fargo & Company

Table 18.2: Preferred Stock – Shares Issued and Carrying Value

	December 31, 2017				December 31, 2016
(in millions, except shares)	Shares issued and outstanding	Liquidation preference value	Carrying value	Discount	Shares issued and outstanding	Liquidation preference value	Carrying value	Discount
DEP Shares
Dividend Equalization Preferred Shares (DEP)	96,546	$—	—	—	96,546	$—	—	—
Series I (1)
Floating Class A Preferred Stock	25,010	2,501	2,501	—	25,010	2,501	2,501	—
Series J (1)
8.00% Non-Cumulative Perpetual Class A Preferred Stock	2,150,375	2,150	1,995	155	2,150,375	2,150	1,995	155
Series K (1)
7.98% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	3,352,000	3,352	2,876	476	3,352,000	3,352	2,876	476
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	3,968,000	3,968	3,200	768	3,968,000	3,968	3,200	768
Series N (1)
5.20% Non-Cumulative Perpetual Class A Preferred Stock	30,000	750	750	—	30,000	750	750	—
Series O (1)
5.125% Non-Cumulative Perpetual Class A Preferred Stock	26,000	650	650	—	26,000	650	650	—
Series P (1)
5.25% Non-Cumulative Perpetual Class A Preferred Stock	25,000	625	625	—	25,000	625	625	—
Series Q (1)
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	69,000	1,725	1,725	—	69,000	1,725	1,725	—
Series R (1)
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	33,600	840	840	—	33,600	840	840	—
Series S (1)
5.90% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	2,000	2,000	—	80,000	2,000	2,000	—
Series T (1)
6.00% Non-Cumulative Perpetual Class A Preferred Stock	32,000	800	800	—	32,000	800	800	—
Series U (1)
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	2,000	2,000	—	80,000	2,000	2,000	—
Series V (1)
6.00% Non-Cumulative Perpetual Class A Preferred Stock	40,000	1,000	1,000	—	40,000	1,000	1,000	—
Series W (1)
5.70% Non-Cumulative Perpetual Class A Preferred Stock	40,000	1,000	1,000	—	40,000	1,000	1,000	—
Series X (1)
5.50% Non-Cumulative Perpetual Class A Preferred Stock	46,000	1,150	1,150	—	46,000	1,150	1,150	—
Series Y (1)
5.625% Non-Cumulative Perpetual Class A Preferred Stock	27,600	690	690	—	—	—	—	—
ESOP
Cumulative Convertible Preferred Stock	1,556,104	1,556	1,556	—	1,439,181	1,439	1,439	—
Total	11,677,235	$26,757	25,358	1,399	11,532,712	$25,950	24,551	1,399

(1)	Preferred shares qualify as Tier 1 capital.

In April 2017, we issued 27.6 million Depositary Shares, each representing a 1/1,000th interest in a share of Non-Cumulative Perpetual Class A Preferred Stock, Series Y, for an aggregate public offering price of $690 million.
See Note 8 (Securitizations and Variable Interest Entities) for additional information on our trust preferred securities.

Wells Fargo & Company	249

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

Table 18.3: ESOP Preferred Stock

	Shares issued and outstanding		Carrying value		Adjustable dividend rate
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(in millions, except shares)	2017	2016	2017	2016	Minimum	Maximum
ESOP Preferred Stock
$1,000 liquidation preference per share
2017	273,210	—	$273	—	7.00%	8.00
2016	322,826	358,528	323	358	9.30	10.30
2015	187,436	200,820	187	201	8.90	9.90
2014	237,151	255,413	237	255	8.70	9.70
2013	201,948	222,558	202	223	8.50	9.50
2012	128,634	144,072	129	144	10.00	11.00
2011	129,296	149,301	129	149	9.00	10.00
2010	75,603	90,775	76	91	9.50	10.50
2008	—	17,714	—	18	10.50	11.50
Total ESOP Preferred Stock (1)	1,556,104	1,439,181	$1,556	1,439
Unearned ESOP shares (2)			$(1,678)	(1,565)

(1)	At December 31, 2017 and 2016, additional paid-in capital included $122 million and $126 million, respectively, related to ESOP preferred stock.

(2)
We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

250	Wells Fargo & Company

Note 19: Common Stock and Stock Plans
Common Stock
Table 19.1 presents our reserved, issued and authorized shares of common stock at December 31, 2017.

Table 19.1: Common Stock Shares

Number of shares
Dividend reinvestment and common stock purchase plans	10,973,760
Director plans	572,270
Stock plans (1)	459,744,943
Convertible securities and warrants	89,163,322
Total shares reserved	560,454,295
Shares issued	5,481,811,474
Shares not reserved or issued	2,957,734,231
Total shares authorized	9,000,000,000

(1)	Includes employee options, restricted shares and restricted share rights, 401(k) profit sharing and compensation deferral plans.

At December 31, 2017, we had 23,327,854 warrants outstanding and exercisable to purchase shares of our common stock with an exercise price of $33.701 per share, expiring on October 28, 2018. The terms of the warrants require that the number of shares entitled to be purchased upon exercise of a warrant be adjusted under certain circumstances. At December 31, 2017, each warrant was exercisable to purchase approximately 1.01 shares of our common stock. We purchased none of these warrants in 2017 or 2016. Holders exercised 9,774,052 and 1,714,726 warrants to purchase shares of our common stock in 2017 and 2016, respectively. These warrants were issued in connection with our participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).

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
Beginning in 2010, we granted RSRs and performance shares as our primary long-term incentive awards instead of stock options. Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs were granted. Subject to compliance with applicable laws, rules and regulations, RSRs generally continue to vest and are distributed after retirement according to the original vesting schedule. Except for retirement and other limited circumstances, RSRs are canceled when employment ends.
Holders of each vested PSA are entitled to the related shares of common stock at no cost. Subject to compliance with applicable laws, rules, and regulations, PSAs continue to vest and are distributed after retirement according to the original vesting schedule subject to satisfying the performance criteria and other vesting conditions.
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

Table 19.2: Stock Incentive Compensation Expense

	Year ended December 31,
(in millions)	2017	2016	2015
RSRs	$743	692	675
Performance shares	112	87	169
Stock options	(6)	—	—
Total stock incentive compensation expense (1)	$849	779	844
Related recognized tax benefit	$320	294	318

(1)	Amount for the year-ended December 31, 2017, is net of $26 million related to clawback credits taken against a prior PSA awarded under our LTICP.

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
The total number of shares of common stock available for grant under the plans at December 31, 2017, was 147 million.

Wells Fargo & Company	251

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

Restricted Share Rights
A summary of the status of our RSRs and restricted share awards at December 31, 2017, and changes during 2017 is presented in Table 19.3.

Table 19.3: Restricted Share Rights

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2017	35,678,586	$46.40
Granted	15,082,229	57.54
Vested	(14,777,208)	46.61
Canceled or forfeited	(1,089,231)	51.99
Nonvested at December 31, 2017	34,894,376	50.95

The weighted-average grant date fair value of RSRs granted during 2016 and 2015 was $48.31 and $55.34, respectively.
At December 31, 2017, there was $781 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of RSRs that vested during 2017, 2016 and 2015 was $865 million, $1.1 billion and $1.4 billion, respectively.

Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company’s achievement of specified performance criteria over a three-year period. PSAs are granted at a target number; based on the Company’s performance, the number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2017, the determination of the number of performance shares that will vest will occur in first quarter of 2018 after review of the Company’s performance by the Human Resources Committee of the Board of Directors. Beginning in 2013, PSAs granted include discretionary conditions that can result in forfeiture and are subject to variable accounting. For these awards, the associated compensation expense fluctuates with changes in our stock price and the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards cannot be finalized until the determination of the awards that will vest.
A summary of the status of our PSAs at December 31, 2017, and changes during 2017 is in Table 19.4, based on the performance adjustments recognized as of December 2017.

Table 19.4: Performance Share Awards

	Number	Weighted- average grant-date fair value (1)
Nonvested at January 1, 2017	5,528,405	$43.99
Granted	2,073,942	57.14
Vested	(1,993,598)	46.63
Canceled or forfeited	(116,645)	52.97
Nonvested at December 31, 2017	5,492,104	47.81

(1)	Reflects approval date fair value for grants subject to variable accounting.

The weighted-average grant date fair value of performance awards granted during 2016 and 2015 was $44.73 and $45.52, respectively.
At December 31, 2017, there was $43 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.7 years. The total fair value of PSAs that vested during 2017, 2016 and 2015 was $117 million, $220 million, and $299 million, respectively.

252	Wells Fargo & Company

Stock Options
Table 19.5 summarizes stock option activity and related information for the stock plans. Options assumed in mergers are included in the activity and related information for Incentive

Compensation Plans if originally issued under an employee plan, and in the activity and related information for Director Awards if originally issued under a director plan.

Table 19.5: Stock Option Activity

	Number	Weighted- average exercise price	Weighted- average remaining contractual term (in yrs.)	Aggregate intrinsic value (in millions)
Incentive compensation plans
Options outstanding as of December 31, 2016	44,266,998	$34.62
Canceled or forfeited	(2,550,555)	106.71
Exercised	(21,537,264)	27.79
Options exercisable and outstanding as of December 31, 2017	20,179,179	32.80	0.8	$777
Director awards
Options outstanding as of December 31, 2016	199,820	32.06
Exercised	(94,920)	34.48
Options exercisable and outstanding as of December 31, 2017	104,900	29.87	0.3	3

The total intrinsic value to option holders, which is the stock market value in excess of the option exercise price, of options exercised during 2017, 2016 and 2015 was $623 million, $546 million and $497 million, respectively.
Cash received from the exercise of stock options for 2017, 2016 and 2015 was $602 million, $893 million and $618 million, respectively.
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

Employee Stock Ownership Plan
The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2017, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP preferred stock. As our employer contributions are made to the 401(k) Plan and are used by the 401(k) Plan to make ESOP loan payments, the ESOP preferred stock in the 401(k) Plan is released and converted into our common stock shares. Dividends on the common stock shares allocated as a result of the release and conversion of the ESOP preferred stock reduce retained earnings, and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP preferred stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share. Loan principal and interest payments are made from our employer contributions to the 401(k) Plan, along with dividends paid on the ESOP preferred stock. With each principal and interest payment, a portion of the ESOP preferred stock is released and converted to common stock shares, which are allocated to the 401(k) Plan participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan.

Wells Fargo & Company	253

Note 19: Common Stock and Stock Plans (continued)

Table 19.6 presents the balance of common stock and unreleased preferred stock held in the Wells Fargo ESOP fund, the fair value of unreleased ESOP preferred stock and the dividends on allocated shares of common stock and unreleased ESOP Preferred Stock paid to the 401(k) Plan.

Table 19.6: Common Stock and Unreleased Preferred Stock in the Wells Fargo ESOP Fund

	Shares outstanding
	December 31,
(in millions, except shares)	2017	2016	2015
Allocated shares (common)	124,670,717	128,189,305	137,418,176
Unreleased shares (preferred)	1,556,104	1,439,181	1,252,386
Fair value of unreleased ESOP preferred shares	$1,556	1,439	1,252

	Dividends paid
	Year ended December 31,
	2017	2016	2015
Allocated shares (common)	$195	208	201
Unreleased shares (preferred)	166	169	143

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

254	Wells Fargo & Company

Note 20: Revenue from Contracts with Customers
Our revenue includes net interest income on financial instruments and noninterest income. Table 20.1 presents our year ended December 31, 2017, revenue by operating segment given our current accounting policies. For additional description of our operating segments, including additional financial information and the underlying management accounting process, see Note 25 (Operating Segments) to Financial Statements in this Report.

We will reflect the adoption of Accounting Standards Update (ASU) 2014-09 – Revenue from Contracts with Customers (“the new revenue guidance”) in first quarter 2018 and will include additional disaggregation of specific categories of revenue.

Table 20.1: Revenue by Operating Segment

	Year ended December 31, 2017
(in millions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Other (2)	Consolidated Company
Net interest income (1)	30,365	16,967	4,493	(2,268)	49,557
Noninterest income:
Service charges on deposit accounts	2,905	2,205	17	(16)	5,111
Trust and investment fees:
Brokerage advisory, commissions and other fees	1,831	303	9,072	(1,848)	9,358
Trust and investment management	889	524	2,877	(918)	3,372
Investment banking	(60)	1,827	(2)	—	1,765
Total trust and investment fees	2,660	2,654	11,947	(2,766)	14,495
Card fees	3,613	345	6	(4)	3,960
Other fees:
Charges and fees on loans (1)	307	956	4	(4)	1,263
Cash network fees	498	8	—	—	506
Commercial real estate brokerage commissions	—	461	1	—	462
Letters of credit fees (1)	5	300	4	(4)	305
Wire transfer and other remittance fees	240	204	8	(4)	448
All other fees (1)	447	125	1	—	573
Total other fees	1,497	2,054	18	(12)	3,557
Mortgage banking (1)	3,895	458	(10)	7	4,350
Insurance (1)	98	913	88	(50)	1,049
Net gains from trading activities (1)	59	700	294	—	1,053
Net gains (losses) on debt securities (1)	709	(232)	2	—	479
Net gains from equity investments (1)	1,144	117	7	—	1,268
Lease income (1)	—	1,907	—	—	1,907
Other income of the segment (1)	1,762	85	64	(308)	1,603
Total noninterest income	18,342	11,206	12,433	(3,149)	38,832
Revenue	48,707	28,173	16,926	(5,417)	88,389

(1)
Most of our revenue is not within the scope of Accounting Standards Update (ASU) 2014-09 – Revenue from Contracts with Customers, and additional details are included in other footnotes to our financial statements. The scope explicitly excludes net interest income as well as many other revenues for financial assets and liabilities, including loans, leases, securities, and derivatives.

(2)
Includes the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for WIM customers served through Community Banking distribution channels.

Following is a discussion of key revenues within the scope of the new revenue guidance. We provide services to customers which have related performance obligations that we complete to recognize revenue. Our revenues are generally recognized either immediately upon the completion of our service or over time as we perform services. Any services performed over time generally require that we render services each period and therefore we measure our progress in completing these services based upon the passage of time.

SERVICE CHARGES ON DEPOSIT ACCOUNTS are earned on depository accounts for commercial and consumer customers and include fees for account and overdraft services. Account services include fees for event-driven services and fees for periodic account maintenance activities. Our obligation for event-driven services is satisfied at the time of the event when the service is delivered, while our obligation for maintenance services is satisfied over the course of each month. Our obligation for overdraft services is satisfied at the time of the overdraft.

BROKERAGE ADVISORY, COMMISSIONS AND OTHER FEES are earned for providing full-service and discount brokerage services predominantly to retail brokerage clients. These revenues include fees earned on asset-based and transactional accounts and other brokerage advisory services.
Asset-based revenues are charged based on the market value of the client’s assets. The services associated with these revenues, which include investment advice, active management of client assets, or assistance with selecting and engaging a third-party advisory manager, are generally performed over a month or quarter.

Wells Fargo & Company	255

Note 20: Revenue from Contracts with Customers (continued)

Transactional revenues are based on the size and number of transactions executed at the client’s direction and are generally recognized on the trade date.

TRUST AND INVESTMENT MANAGEMENT FEES are earned for providing trust, investment management and other related services.
Trust services include acting as a trustee for corporate trust, personal trust, and agency assets. Obligations for trust services are generally satisfied over time but may be satisfied at points in time for certain activities that are transactional in nature.
Investment management services include managing and administering assets, including mutual funds, and institutional separate accounts. Fees for these services are generally determined based on a tiered scale relative to the market value of assets under management (AUM). In addition to AUM, we have client assets under administration (AUA) that earn various administrative fees which are generally based on the extent of the services provided to administer the account. Services with AUM and AUA-based fees are generally performed over time.
Other related services include the custody and safekeeping of accounts.

INVESTMENT BANKING FEES are earned for services related to underwriting debt and equity securities, arranging loan syndications and performing other advisory services. Our performance obligation for these services is satisfied at closing of the transaction.

CARD FEES include credit and debit card interchange and network revenues and various card-related fees. Card-related fees such as late fees, cash advance fees, and balance transfer fees are loan-related and excluded from the scope of the new revenue guidance.

Credit and debit card interchange and network revenues are earned on credit and debit card transactions conducted through payment networks such as Visa, MasterCard, and American Express. Interchange income is recognized concurrently with the delivery of services on a daily basis.
Interchange and network revenues are presented net of cardholder rewards and rebates. Cardholder rewards and rebates reduced card fee revenue by $1.2 billion, $1.0 billion, and $863 million for the years ended December 31, 2017, 2016, and 2015, respectively.

CASH NETWORK FEES are earned for processing ATM transactions. Our obligation is completed daily upon settlement of ATM transactions.

COMMERCIAL REAL ESTATE BROKERAGE COMMISSIONS are earned for assisting customers in the sale of real estate property. Revenue is recognized once the client has signed and accepted an offer for sale of the property, which is when our performance obligation is met. Fees are based on a fixed percentage of the sales price.

WIRE TRANSFER AND OTHER REMITTANCE FEES consist of fees earned for funds transfer services and issuing cashier’s checks and money orders. The payment terms and pricing of the fees for each type of transaction are fixed and outlined in published fee schedules. Our obligation is satisfied at the time of the transaction processing.

256	Wells Fargo & Company

Note 21: Employee Benefits and Other Expenses
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
We did not make a contribution to our Cash Balance Plan in 2017. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2018; however, this is dependent on the finalization of the actuarial valuation in 2018. Our decision of whether to make a contribution in 2018 will be based on various factors including the actual investment performance of plan assets during 2018. Given these uncertainties, we cannot estimate at this time the amount, if any, that we will contribute in 2018 to the Cash Balance Plan. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments; we may contribute more to our postretirement benefit plans dependent on various factors.
We sponsored the Pension and Life Assurance Plan of Wachovia Bank to employees in the United Kingdom (UK

Pension Plan). In September 2017, an annuity contract was entered into that effected a full settlement of this UK Pension Plan, resulting in a plan settlement of $74 million and a settlement loss of $7 million.
Our nonqualified defined benefit plans are unfunded and provide supplemental defined benefit pension benefits to certain eligible employees. The benefits under these plans were frozen in prior years.
We provide health care and life insurance benefits for certain retired employees and we reserve the right to amend, modify or terminate any of the benefits at any time. In October 2016, the Wells Fargo & Company Retiree Plan (Retiree Plan), a postretirement plan, was amended and restated effective January 1, 2017. Significant changes included eliminating certain self-insured options and replacing these with a fully-insured Group Medicare Advantage Plan, and adjusting the retirement medical allowance and subsidy amounts to reflect the reduced Group Medicare Advantage Plan premiums. These changes resulted in a net prior service credit of $177 million that reduced the Retiree Plan obligation in 2016.
The information set forth in the following tables is based on current actuarial reports using the measurement date of December 31 for our pension and postretirement benefit plans.
Table 21.1 presents the changes in the benefit obligation and the fair value of plan assets, the funded status, and the amounts recognized on the balance sheet.

Table 21.1: Changes in Benefit Obligation and Fair Value of Plan Assets

	December 31, 2017			December 31, 2016
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$10,774	630	731	10,673	647	1,002
Service cost	5	—	—	3	—	—
Interest cost	412	24	28	422	26	39
Plan participants’ contributions	—	—	40	—	—	72
Actuarial loss (gain)	634	46	(102)	336	9	(82)
Benefits paid	(651)	(79)	(88)	(649)	(52)	(132)
Medicare Part D subsidy	—	—	1	—	—	9
Amendment	—	—	—	—	—	(177)
Settlement	(74)	—	—	—	—	—
Foreign exchange impact	10	—	1	(11)	—	—
Benefit obligation at end of year	11,110	621	611	10,774	630	731
Change in plan assets:
Fair value of plan assets at beginning of year	10,120	—	549	8,836	—	568
Actual return on plan assets	1,253	—	56	642	—	30
Employer contribution	11	79	7	1,303	52	2
Plan participants’ contributions	—	—	40	—	—	72
Benefits paid	(651)	(79)	(88)	(649)	(52)	(132)
Medicare Part D subsidy	—	—	1	—	—	9
Settlement	(74)	—	—	—	—	—
Foreign exchange impact	8	—	—	(12)	—	—
Fair value of plan assets at end of year	10,667	—	565	10,120	—	549
Funded status at end of year	$(443)	(621)	(46)	(654)	(630)	(182)
Amounts recognized on the balance sheet at end of year: Liabilities	$(443)	(621)	(46)	(654)	(630)	(182)

Wells Fargo & Company	257

Note 21: Employee Benefits and Other Expenses (continued)

Table 21.2 provides information for pension plans with benefit obligations in excess of plan assets.

Table 21.2: Pension Plans with Benefit Obligations in Excess of Plan Assets

	Dec 31,	Dec 31,
(in millions)	2017	2016
Projected benefit obligation	$11,721	11,398
Accumulated benefit obligation	11,717	11,395
Fair value of plan assets	10,656	10,113

Table 21.3 presents the components of net periodic benefit cost and other comprehensive income (OCI).

Table 21.3: Net Periodic Benefit Cost and Other Comprehensive Income

	December 31, 2017			December 31, 2016			December 31, 2015
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$5	—	—	3	—	—	2	—	6
Interest cost	412	24	28	422	26	39	429	25	42
Expected return on plan assets	(652)	—	(30)	(608)	—	(30)	(644)	—	(35)
Amortization of net actuarial loss (gain)	148	11	(9)	146	12	(5)	108	18	(4)
Amortization of prior service credit	—	—	(10)	—	—	(2)	—	—	(3)
Settlement loss	7	6	—	5	2	—	—	13	—
Curtailment gain	—	—	—	—	—	—	—	—	(43)
Net periodic benefit cost	(80)	41	(21)	(32)	40	2	(105)	56	(37)
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	33	46	(128)	302	9	(82)	560	(25)	(23)
Amortization of net actuarial gain (loss)	(148)	(11)	9	(146)	(12)	5	(108)	(18)	4
Prior service cost (credit)	1	—	—	—	—	(177)	—	—	18
Amortization of prior service credit	—	—	10	—	—	2	—	—	3
Settlement	(8)	(6)	—	(5)	(2)	—	—	(13)	—
Total recognized in other comprehensive income	(122)	29	(109)	151	(5)	(252)	452	(56)	2
Total recognized in net periodic benefit cost and other comprehensive income	$(202)	70	(130)	119	35	(250)	347	—	(35)
Table 21.4 provides the amounts recognized in cumulative OCI (pre tax).

Table 21.4: Benefits Recognized in Cumulative OCI

	December 31, 2017			December 31, 2016
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$3,156	192	(360)	3,279	163	(242)
Net prior service credit	—	—	(166)	(1)	—	(175)
Total	$3,156	192	(526)	3,278	163	(417)
The net actuarial loss for the defined benefit pension plans and other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2018 is $127 million. The net prior service credit for other post retirement plans that will be amortized from cumulative OCI into net periodic benefit cost in 2018 is $10 million.

258	Wells Fargo & Company

Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting Policies). Table 21.5 presents the weighted-average discount rates used to estimate the projected benefit obligation for pension benefits.

Table 21.5: Discount Rates Used to Estimate Projected Benefit Obligation

	December 31, 2017			December 31, 2016
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	3.65%	3.55	3.54	4.00	4.00	4.00

Table 21.6 presents the weighted-average assumptions used to determine the net periodic benefit cost.

Table 21.6: Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost

	December 31, 2017			December 31, 2016			December 31, 2015
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate (1)	3.98%	3.93	4.00	3.99	4.11	4.16	4.00	3.60	4.00
Expected return on plan assets	6.70	N/A	5.75	6.75	N/A	5.75	7.00	N/A	6.00

(1)	The discount rate includes the impact of interim remeasurements as applicable.

To account for postretirement health care plans we used health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation, we assumed an average annual increase of approximately 9.00% for health care costs in 2018. This rate is assumed to trend down 0.40%-0.70% per year until the trend rate reaches an ultimate rate of 4.50% in 2026. The 2017 periodic benefit cost was determined using an initial annual trend rate of 8.90%. This rate was assumed to decrease 0.50%-0.60% per year until the trend rate reached an ultimate rate of 4.50% in 2026. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 2017, by $13 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2017 by $1 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 2017, by $11 million and the total of the interest cost and service cost components of the net periodic benefit cost for 2017 by $1 million.

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

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in Table 21.7.

Table 21.7: Projected Benefit Payments

	Pension benefits
(in millions)	Qualified	Non- qualified	Other Benefits
Year ended December 31,
2018	$789	54	48
2019	797	52	48
2020	775	50	48
2021	774	49	47
2022	768	46	46
2023-2027	3,426	206	205

Wells Fargo & Company	259

Note 21: Employee Benefits and Other Expenses (continued)

Fair Value of Plan Assets
Table 21.8 presents the balances of pension plan assets and other benefit plan assets measured at fair value. In accordance with accounting guidance that we adopted effective January 1, 2016, we do not classify an investment in the fair value hierarchy (Level 1, 2 or 3), if we use the non-published net asset value (NAV) per share (or its equivalent) that has been communicated to us as an investor as a practical expedient to measure fair value. We generally use NAV per share as the fair value measurement for certain investments, including some hedge funds and real estate holdings. Investments with published NAVs continue to be classified in the fair value hierarchy. See Note 17 (Fair Values of Assets and Liabilities) for fair value hierarchy level definitions.
Table 21.8: Pension and Other Benefit Plan Assets

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2017
Cash and cash equivalents	$1	234	—	235	85	23	—	108
Long duration fixed income (1)	875	4,424	—	5,299	—	—	—	—
Intermediate (core) fixed income (2)	—	255	—	255	—	185	—	185
High-yield fixed income	—	267	—	267	—	—	—	—
International fixed income	60	223	—	283	—	—	—	—
Domestic large-cap stocks (3)	825	300	—	1,125	—	130	—	130
Domestic mid-cap stocks	227	133	—	360	—	34	—	34
Domestic small-cap stocks	224	12	—	236	—	20	—	20
Global stocks (4)	89	391	—	480	—	—	—	—
International stocks (5)	542	257	—	799	23	38	—	61
Emerging market stocks	—	305	—	305	—	—	—	—
Real estate	157	31	20	208	—	—	—	—
Hedge funds/absolute return	62	28	—	90	—	—	—	—
Other	—	72	8	80	3	—	23	26
Plan investments - excluding investments at NAV	$3,062	6,932	28	10,022	111	430	23	564
Investments at NAV (6)				594				—
Net receivables				51				1
Total plan assets				$10,667				565
December 31, 2016
Cash and cash equivalents	$4	275	—	279	103	5	—	108
Long duration fixed income (1)	868	4,023	19	4,910	—	—	—	—
Intermediate (core) fixed income (2)	—	307	—	307	—	98	—	98
High-yield fixed income	5	258	—	263	—	—	—	—
International fixed income	54	261	—	315	—	—	—	—
Domestic large-cap stocks (3)	750	316	—	1,066	—	68	—	68
Domestic mid-cap stocks	205	124	—	329	—	18	—	18
Domestic small-cap stocks	185	12	—	197	—	10	—	10
Global stocks (4)	90	372	—	462	—	—	—	—
International stocks (5)	515	221	—	736	21	11	—	32
Emerging market stocks	—	277	—	277	—	—	—	—
Real estate	116	1	25	142	—	—	—	—
Hedge funds/absolute return	59	53	—	112	—	—	—	—
Other	—	77	8	85	3	—	23	26
Plan investments - excluding investments at NAV	$2,851	6,577	52	9,480	127	210	23	360
Investments at NAV (6)				592				189
Net receivables				48				—
Total plan assets				$10,120				549

(1)
This category includes a diversified mix of assets which are being managed in accordance with a duration target of approximately 10 years and an emphasis on corporate credit bonds combined with investments in U.S. Treasury securities and other U.S. agency and non-agency bonds.

(2)
This category includes assets that are intermediate duration, investment grade bonds held in investment strategies benchmarked to the Bloomberg Barclays Capital U.S. Aggregate Bond Index, including U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.

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

(6)	Consists of certain investments that are measured at fair value using NAV per share (or its equivalent) as a practical expedient and are excluded from the fair value hierarchy.

260	Wells Fargo & Company

Table 21.9 presents the changes in Level 3 pension plan and other benefit plan assets measured at fair value.

Table 21.9: Fair Value Level 3 Pension and Other Benefit Plan Assets

	Balance beginning of year	Gains (losses)		Purchases, sales and settlements (net)	Transfers Into/ (Out of) Level 3	Balance end of year
(in millions)		Realized	Unrealized (1)
Year ended December 31, 2017
Pension plan assets:
Long duration fixed income	$19	—	—	—	(19)	—
High-yield fixed income	—	—	—	—	—	—
Real estate	25	(3)	5	(4)	(3)	20
Other	8	—	—	—	—	8
Total pension plan assets	$52	(3)	5	(4)	(22)	28
Other benefits plan assets:
Other	$23	—	—	—	—	23
Total other benefit plan assets	$23	—	—	—	—	23
Year ended December 31, 2016
Pension plan assets:
Long duration fixed income	$16	—	—	3	—	19
High-yield fixed income	4	—	—	(3)	(1)	—
Real estate	33	6	(1)	(13)	—	25
Other	8	—	—	—	—	8
Total pension plan assets	$61	6	(1)	(13)	(1)	52
Other benefits plan assets:
Other	$23	1	—	(1)	—	23
Total other benefit plan assets	$23	1	—	(1)	—	23

(1)	All unrealized gains (losses) relate to instruments held at period end.

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
Hedge Funds / Absolute Return – includes investments in registered investment companies, limited partnerships and collective investment funds, as described above.
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

Wells Fargo & Company	261

Note 21: Employee Benefits and Other Expenses (continued)

Defined Contribution Retirement Plans
We sponsor a defined contribution retirement plan, the Wells Fargo & Company 401(k) Plan (401(k) Plan). Under the 401(k) Plan, after one month of service, eligible employees may contribute up to 50% of their certified compensation, subject to statutory limits. Eligible employees who complete one year of service are eligible for quarterly company matching contributions, which are generally dollar for dollar up to 6% of an employee’s eligible certified compensation. Matching contributions are 100% vested. The 401(k) Plan includes an employer discretionary profit sharing contribution feature to allow us to make a contribution to eligible employees’ 401(k) Plan accounts for a plan year. Eligible employees who complete one year of service are eligible for profit sharing contributions. Profit sharing contributions are vested after three years of service. Total defined contribution retirement plan expenses were $1.2 billion in both 2017 and 2016 and $1.1 billion in 2015.

Other Expenses
Table 21.10 presents expenses exceeding 1% of total interest income and noninterest income in any of the years presented that are not otherwise shown separately in the financial statements or Notes to Financial Statements.

Table 21.10: Other Expenses

	Year ended December 31,
(in millions)	2017	2016	2015
Operating losses	$5,492	1,608	1,871
Outside professional services	3,813	3,138	2,665
Contract services	1,369	1,203	978
Operating leases	1,351	1,329	278
Cardholder rewards and rebates (1)	1,201	1,047	863
Outside data processing	891	888	985

(1)	Noninterest income from card fees is net of cardholder rewards and rebates expense.

262	Wells Fargo & Company

Note 22: Income Taxes
On December 22, 2017, the Tax Cuts & Jobs Act (Tax Act) was enacted resulting in significant changes to both domestic tax law and the U.S taxation of foreign subsidiaries. While many provisions of the law became effective January 1, 2018, we were required to recognize various tax impacts of the Tax Act as of December 31, 2017, in accordance with ASC Topic 740, Income Taxes and SEC Staff Accounting Bulletin 118. Accordingly, our income tax expense for 2017 reflected $3.7 billion of net estimated tax benefits related to the Tax Act, primarily as a result of re-measuring our deferred taxes for the federal tax rate reduction from 35% to 21%. We used reasonable estimates and recorded provisional amounts as of December 31, 2017, when re-measuring our deferred taxes. Our initial accounting related to the re-measurement is incomplete, since the temporary difference calculations need to be finalized as we complete our U.S. tax filing during 2018. We will collect and analyze the final temporary difference data and monitor any interpretations that may emerge for various provisions of the Tax Act throughout 2018 and adjust our original estimate accordingly.
Table 22.1 presents the components of income tax expense.

Table 22.1: Income Tax Expense

	Year ended December 31,
(in millions)	2017	2016	2015
Current:
Federal	$3,507	6,712	10,822
State and local	561	1,395	1,669
Foreign	183	175	139
Total current	4,251	8,282	12,630
Deferred:
Federal	156	1,498	(2,047)
State and local	564	296	(235)
Foreign	(54)	(1)	17
Total deferred	666	1,793	(2,265)
Total	$4,917	10,075	10,365

The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in Table 22.2.

Table 22.2: Net Deferred Tax Liability

	Dec 31,	Dec 31,
(in millions)	2017	2016
Deferred tax assets
Allowance for loan losses	$2,816	4,374
Deferred compensation and employee benefits	2,377	4,045
Accrued expenses	722	1,022
PCI loans	1,057	1,762
Net unrealized losses on investment securities	—	707
Net operating loss and tax credit carry forwards	341	391
Other	409	1,307
Total deferred tax assets	7,722	13,608
Deferred tax assets valuation allowance	(397)	(280)
Deferred tax liabilities
Mortgage servicing rights	(3,421)	(5,292)
Leasing	(4,084)	(4,522)
Mark to market, net	(5,816)	(5,511)
Intangible assets	(539)	(1,001)
Net unrealized gains on investment securities	(55)	—
Insurance reserves	(750)	(1,588)
Other	(821)	(2,465)
Total deferred tax liabilities	(15,486)	(20,379)
Net deferred tax liability (1)	$(8,161)	(7,051)

(1)	The net deferred tax liability is included in accrued expenses and other liabilities.

Wells Fargo & Company	263

Note 22:  Income Taxes (continued)

Deferred taxes related to net unrealized gains (losses) on investment securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI (see Note 24 (Other Comprehensive Income)). These associated adjustments decreased OCI by $434 million in 2017. OCI was not adjusted to reflect a $400 million impact of the Tax Act recognized in 2017 tax expense for the re-measurement of deferred tax assets related to the items recorded in OCI. In 2018, we expect to adopt ASU 2018-02 – Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, and reclassify the $400 million from OCI to retained earnings.
We have determined that a valuation reserve is required for 2017 in the amount of $397 million predominantly attributable to deferred tax assets in various state and foreign jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized. In these jurisdictions, carry back limitations, lack of sources of taxable income, and tax planning strategy limitations contributed to our conclusion that the deferred tax assets would not be realizable. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
At December 31, 2017, we had net operating loss carry forwards with related deferred tax assets of $341 million. If these carry forwards are not utilized, they will expire in varying amounts through 12/31/2037.
As a result of the deemed mandatory repatriation provision in the Tax Act, we included an estimated $4.0 billion of undistributed foreign earnings in taxable income and recognized an associated $173 million of net income tax expense. We were able to reasonably estimate our foreign earnings and profits calculations as of December 31, 2017, and will finalize these calculations in 2018 as we complete our tax filings and our analysis of the new provisions of the Tax Act. We do not intend to distribute these foreign earnings in a taxable manner, and therefore intend to limit distributions to foreign earnings previously taxed in the U.S., that would qualify for the 100% dividends received deduction, and that would not result in any significant state or foreign taxes. All other undistributed foreign earnings will continue to be permanently reinvested outside the U.S. and the related tax liability on these earnings is insignificant.
Table 22.3 reconciles the statutory federal income tax expense and rate to the effective income tax expense and rate. Our effective tax rate is calculated by dividing income tax expense by income before income tax expense less the net income from noncontrolling interests.

Table 22.3: Effective Income Tax Expense and Rate

	December 31,
	2017		2016		2015
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$9,485	35.0%	$11,204	35.0%	$11,641	35.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	926	3.4	1,004	3.1	1,025	3.1
Tax-exempt interest	(812)	(3.0)	(725)	(2.2)	(641)	(1.9)
Tax credits	(1,419)	(5.2)	(1,251)	(3.9)	(1,108)	(3.3)
Non-deductible accruals	1,320	4.9	81	0.3	25	0.1
Tax reform	(3,713)	(13.7)	—	—	—	—
Other	(870)	(3.3)	(238)	(0.8)	(577)	(1.8)
Effective income tax expense and rate	$4,917	18.1%	$10,075	31.5%	$10,365	31.2%

The effective income tax rate for 2017 reflected the estimated impact of the Tax Act, including a benefit of $3.9 billion resulting from the re-measurement of the Company's estimated net deferred tax liability as of December 31, 2017, partially offset by $173 million of tax expense relating to the estimated tax impact of the deemed repatriation of the Company's previously undistributed foreign earnings. The effective tax rate was also adversely impacted by $1.3 billion tax expense relating to discrete non tax-deductible items (predominantly litigation accruals). The effective income tax rate for 2016 included net reductions in reserves for uncertain tax positions resulting from settlements with tax authorities, partially offset by a net increase in tax benefits related to tax credit investments. The effective income tax rate for 2015 included net reductions in reserves for uncertain tax positions primarily due to audit resolutions of prior period matters with U.S. federal and state taxing authorities.

264	Wells Fargo & Company

Table 22.4 presents the change in unrecognized tax benefits.

Table 22.4: Change in Unrecognized Tax Benefits

	Year ended December 31,
(in millions)	2017	2016
Balance at beginning of year	$5,029	4,806
Additions:
For tax positions related to the current year	367	284
For tax positions related to prior years	158	177
Reductions:
For tax positions related to prior years	(319)	(127)
Lapse of statute of limitations	(48)	(27)
Settlements with tax authorities	(20)	(84)
Balance at end of year	$5,167	5,029

Of the $5.2 billion of unrecognized tax benefits at December 31, 2017, approximately $3.5 billion would, if recognized, affect the effective tax rate. The remaining $1.7 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2017 and 2016, we have accrued approximately $726 million and $589 million for the payment of interest and penalties, respectively. In 2017, we recognized in income tax expense a net tax expense related to interest and penalties of $96 million. In 2016, we recognized in income tax expense a net tax expense related to interest and penalties of $136 million.

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
We are litigating or appealing various issues related to prior IRS examinations for the periods 2003 through 2010. For the 2003 through 2006 periods, we have paid the IRS the contested income tax and interest associated with these issues and refund claims have been filed for the respective years. It is possible that one or more of these examinations, appeals or litigation may be resolved within the next twelve months resulting in a decrease of up to $1.0 billion to our gross unrecognized tax benefits.

Wells Fargo & Company	265

Note 23: Earnings Per Common Share
Table 23.1 shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations. See Note 1 (Summary of Significant Accounting Policies) for

discussion of private share repurchases and the Consolidated Statement of Changes in Equity and Note 19 (Common Stock and Stock Plans) for information about stock and options activity and terms and conditions of warrants.

Table 23.1: Earnings Per Common Share Calculations

		Year ended December 31,
	(in millions, except per share amounts)	2017	2016	2015
	Wells Fargo net income	$22,183	21,938	22,894
	Less: Preferred stock dividends and other	1,629	1,565	1,424
	Wells Fargo net income applicable to common stock (numerator)	$20,554	20,373	21,470
	Earnings per common share
	Average common shares outstanding (denominator)	4,964.6	5,052.8	5,136.5
	Per share	$4.14	4.03	4.18
	Diluted earnings per common share
	Average common shares outstanding	4,964.6	5,052.8	5,136.5
Add:	Stock options	17.1	18.9	26.7
	Restricted share rights	24.7	25.9	32.8
	Warrants	10.9	10.7	13.8
	Diluted average common shares outstanding (denominator)	5,017.3	5,108.3	5,209.8
	Per share	$4.10	3.99	4.12

Table 23.2 presents the outstanding options to purchase shares of common stock that were anti-dilutive (the exercise price was higher than the weighted-average market price), and therefore not included in the calculation of diluted earnings per common share.

Table 23.2: Outstanding Anti-Dilutive Options

	Weighted-average shares
	Year ended December 31,
(in millions)	2017	2016	2015
Options	1.9	3.2	5.7

266	Wells Fargo & Company

Note 24: Other Comprehensive Income
Table 24.1 provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects.

Table 24.1: Summary of Other Comprehensive Income

	Year ended December 31,
	2017			2016			2015
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Investment securities:
Net unrealized gains (losses) arising during the period	$2,719	(1,056)	1,663	(3,458)	1,302	(2,156)	(3,318)	1,237	(2,081)
Reclassification of net (gains) losses to net income:
Interest income on investment securities (1)	198	(75)	123	7	(3)	4	(1)	—	(1)
Net gains on debt securities	(479)	181	(298)	(942)	355	(587)	(952)	356	(596)
Net gains from equity investments	(456)	172	(284)	(300)	113	(187)	(571)	213	(358)
Other noninterest income	—	—	—	(5)	2	(3)	(6)	3	(3)
Subtotal reclassifications to net income	(737)	278	(459)	(1,240)	467	(773)	(1,530)	572	(958)
Net change	1,982	(778)	1,204	(4,698)	1,769	(2,929)	(4,848)	1,809	(3,039)
Derivatives and hedging activities:
Fair Value Hedges:
Change in fair value of excluded components on fair value hedges (3)	(253)	95	(158)	—	—	—	—	—	—
Cash Flow Hedges:
Net unrealized gains (losses) arising during the period on cash flow hedges	(287)	108	(179)	177	(67)	110	1,549	(584)	965
Reclassification of net (gains) losses to net income on cash flow hedges:
Interest income on investment securities	—	—	—	—	—	—	(3)	1	(2)
Interest income on loans	(551)	208	(343)	(1,043)	393	(650)	(1,103)	416	(687)
Interest expense on long-term debt	8	(3)	5	14	(5)	9	17	(6)	11
Subtotal reclassifications to net income	(543)	205	(338)	(1,029)	388	(641)	(1,089)	411	(678)
Net change	(1,083)	408	(675)	(852)	321	(531)	460	(173)	287
Defined benefit plans adjustments:
Net actuarial and prior service gains (losses) arising during the period	49	(12)	37	(52)	(40)	(92)	(512)	193	(319)
Reclassification of amounts to net periodic benefit costs (2):
Amortization of net actuarial loss	150	(57)	93	153	(57)	96	122	(46)	76
Settlements and other	3	2	5	5	(1)	4	(8)	3	(5)
Subtotal reclassifications to net periodic benefit costs	153	(55)	98	158	(58)	100	114	(43)	71
Net change	202	(67)	135	106	(98)	8	(398)	150	(248)
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	96	3	99	(3)	4	1	(137)	(12)	(149)
Reclassification of net gains to net income:
Net gains from equity investments	—	—	—	—	—	—	(5)	—	(5)
Subtotal reclassifications to net income	—	—	—	—	—	—	(5)	—	(5)
Net change	96	3	99	(3)	4	1	(142)	(12)	(154)
Other comprehensive income (loss)	$1,197	(434)	763	(5,447)	1,996	(3,451)	(4,928)	1,774	(3,154)
Less: Other comprehensive income (loss) from noncontrolling interests, net of tax			(62)			(17)			67
Wells Fargo other comprehensive income (loss), net of tax			$825			(3,434)			(3,221)

(1)	Represents net unrealized gains and losses amortized over the remaining lives of securities that were transferred from the available-for-sale portfolio to the held-to-maturity portfolio.

(2)	These items are included in the computation of net periodic benefit cost, which is recorded in employee benefits expense (see Note 21 (Employee Benefits and Other Expenses) for additional details).

(3)
Represents changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads, which are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income.

Wells Fargo & Company	267

Note 24: Other Comprehensive Income (continued)

Table 24.2 provides the cumulative OCI balance activity on an after-tax basis.

Table 24.2: Cumulative OCI Balances

(in millions)	Investment securities	Derivatives and hedging activities	Defined benefit plans adjustments	Foreign currency translation adjustments	Cumulative other comprehensive income (loss)
Balance, December 31, 2014	$4,926	333	(1,703)	(38)	3,518
Net unrealized gains (losses) arising during the period	(2,081)	965	(319)	(149)	(1,584)
Amounts reclassified from accumulated other comprehensive income	(958)	(678)	71	(5)	(1,570)
Net change	(3,039)	287	(248)	(154)	(3,154)
Less: Other comprehensive income (loss) from noncontrolling interests	74	—	—	(7)	67
Balance, December 31, 2015	1,813	620	(1,951)	(185)	297
Net unrealized gains (losses) arising during the period	(2,156)	110	(92)	1	(2,137)
Amounts reclassified from accumulated other comprehensive income	(773)	(641)	100	—	(1,314)
Net change	(2,929)	(531)	8	1	(3,451)
Less: Other comprehensive loss from noncontrolling interests	(17)	—	—	—	(17)
Balance, December 31, 2016	(1,099)	89	(1,943)	(184)	(3,137)
Transition adjustment (1)	—	168	—	—	168
Balance, January 1, 2017	(1,099)	257	(1,943)	(184)	(2,969)
Net unrealized gains (losses) arising during the period	1,663	(337)	37	99	1,462
Amounts reclassified from accumulated other comprehensive income	(459)	(338)	98	—	(699)
Net change	1,204	(675)	135	99	763
Less: Other comprehensive income (loss) from noncontrolling interests	(66)	—	—	4	(62)
Balance, December 31, 2017	$171	(418)	(1,808)	(89)	(2,144)

(1)	Transition adjustment relates to the adoption of ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. See Note 1 for more information.

268	Wells Fargo & Company

Note 25: Operating Segments
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

Community Banking offers a complete line of diversified financial products and services to consumers and small businesses with annual sales generally up to $5 million in which the owner generally is the financial decision maker. These financial products and services include checking and savings accounts, credit and debit cards, and automobile, student, mortgage, home equity and small business lending, as well as referrals to Wholesale Banking and WIM business partners.
Community Banking serves customers through a complete range of channels, including traditional and in-supermarket and other small format branches, ATMs, digital (online, mobile, and social), and contact centers (phone, email and correspondence).
The Community Banking segment also includes the results of our Corporate Treasury activities net of allocations (including funds transfer pricing, capital, liquidity and certain corporate expenses) in support of other segments and results of investments in our affiliated venture capital partnerships.

Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $5 million and to financial institutions globally. Wholesale Banking provides a complete line of business banking, commercial, corporate, capital markets, cash management and real estate banking products and services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, trade financing, collection services, foreign exchange services, treasury management, merchant payment processing, institutional fixed-income sales, interest rate, commodity and equity risk management, online/electronic products such as the Commercial Electronic Office® (CEO®) portal, corporate trust fiduciary and agency services, and investment banking services. Wholesale Banking also supports the CRE market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit, permanent loans for securitization, CRE loan servicing and real estate and mortgage brokerage services.

Wealth and Investment Management provides a full range of personalized wealth management, investment and retirement products and services to clients across U.S. based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, Wells Fargo Institutional Retirement and Trust, and Wells Fargo Asset Management. We deliver financial planning, private banking, credit, investment management and fiduciary services to high-net worth and ultra-high-net worth individuals and families. We also serve clients' brokerage needs, supply retirement and trust services to institutional clients and provide investment management capabilities delivered to global institutional clients through separate accounts and the Wells Fargo Funds.

Other includes the elimination of certain items that are included in more than one business segment, substantially all of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

Wells Fargo & Company	269

Note 25: Operating Segments (continued)

Table 25.1 presents our results by operating segment.
Table 25.1: Operating Segments

(income/expense in millions, average balances in billions)	Community Banking	Wholesale Banking	Wealth and Investment Management	Other (1)	Consolidated Company
2017
Net interest income (2)	$30,365	16,967	4,493	(2,268)	49,557
Provision (reversal of provision) for credit losses	2,555	(19)	(5)	(3)	2,528
Noninterest income	18,342	11,206	12,433	(3,149)	38,832
Noninterest expense	32,478	16,755	12,631	(3,380)	58,484
Income (loss) before income tax expense (benefit)	13,674	11,437	4,300	(2,034)	27,377
Income tax expense (benefit)	1,327	2,753	1,610	(773)	4,917
Net income (loss) before noncontrolling interests	12,347	8,684	2,690	(1,261)	22,460
Less: Net income (loss) from noncontrolling interests	276	(15)	16	—	277
Net income (loss) (3)	$12,071	8,699	2,674	(1,261)	22,183
2016
Net interest income (2)	$29,833	16,052	3,913	(2,044)	47,754
Provision (reversal of provision) for credit losses	2,691	1,073	(5)	11	3,770
Noninterest income	19,033	12,490	12,033	(3,043)	40,513
Noninterest expense	27,422	16,126	12,059	(3,230)	52,377
Income (loss) before income tax expense (benefit)	18,753	11,343	3,892	(1,868)	32,120
Income tax expense (benefit)	6,182	3,136	1,467	(710)	10,075
Net income (loss) before noncontrolling interests	12,571	8,207	2,425	(1,158)	22,045
Less: Net income (loss) from noncontrolling interests	136	(28)	(1)	—	107
Net income (loss) (3)	$12,435	8,235	2,426	(1,158)	21,938
2015
Net interest income (2)	$29,242	14,350	3,478	(1,769)	45,301
Provision (reversal of provision) for credit losses	2,427	27	(25)	13	2,442
Noninterest income	20,099	11,554	12,299	(3,196)	40,756
Noninterest expense	26,981	14,116	12,067	(3,190)	49,974
Income (loss) before income tax expense (benefit)	19,933	11,761	3,735	(1,788)	33,641
Income tax expense (benefit)	6,202	3,424	1,420	(681)	10,365
Net income (loss) before noncontrolling interests	13,731	8,337	2,315	(1,107)	23,276
Less: Net income from noncontrolling interests	240	143	(1)	—	382
Net income (loss) (3)	$13,491	8,194	2,316	(1,107)	22,894
2017
Average loans	$476.7	464.6	71.9	(57.1)	956.1
Average assets	984.2	821.8	214.4	(87.4)	1,933.0
Average deposits	729.3	464.5	189.0	(78.2)	1,304.6
2016
Average loans	486.9	449.3	67.3	(53.5)	950.0
Average assets	977.3	782.0	211.5	(85.4)	1,885.4
Average deposits	701.2	438.6	187.8	(77.0)	1,250.6

(1)
Includes the elimination of certain items that are included in more than one business segment, most of which represents products and services for Wealth and Investment Management customers served through Community Banking distribution channels.

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

(3)	Represents segment net income (loss) for Community Banking; Wholesale Banking; and Wealth and Investment Management segments and Wells Fargo net income for the consolidated company.

270	Wells Fargo & Company

Note 26: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Table 26.1: Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2017	2016	2015
Income
Dividends from subsidiaries (1)	$20,746	12,776	14,346
Interest income from subsidiaries	1,984	1,615	907
Other interest income	146	155	199
Other income	1,238	177	576
Total income	24,114	14,723	16,028
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	189	387	325
Short-term borrowings	—	—	1
Long-term debt	3,595	2,619	1,784
Other	5	19	4
Noninterest expense	1,888	1,300	932
Total expense	5,677	4,325	3,046
Income before income tax benefit and
equity in undistributed income of subsidiaries	18,437	10,398	12,982
Income tax benefit	(319)	(1,152)	(870)
Equity in undistributed income of subsidiaries	3,427	10,388	9,042
Net income	$22,183	21,938	22,894

(1)	Includes dividends paid from indirect bank subsidiaries of $17.9 billion, $12.5 billion and $13.8 billion in 2017, 2016 and 2015, respectively.

Wells Fargo & Company	271

Note 26: Parent-Only Financial Statements (continued)

Table 26.2: Parent-Only Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2017	2016	2015
Net income	$22,183	21,938	22,894
Other comprehensive income (loss), net of tax:
Investment securities	94	(76)	52
Derivatives and hedging activities	(158)	—	—
Defined benefit plans adjustment	118	(20)	(254)
Equity in other comprehensive income (loss) of subsidiaries	771	(3,338)	(3,019)
Other comprehensive income (loss), net of tax:	825	(3,434)	(3,221)
Total comprehensive income	$23,008	18,504	19,673

Table 26.3: Parent-Only Balance Sheet

	Dec 31,	Dec 31,
(in millions)	2017	2016
Assets
Cash and cash equivalents due from:
Subsidiary banks	$23,180	36,657
Nonaffiliates	1	3
Investment securities issued by:
Subsidiary banks	—	15,009
Nonaffiliates	18	9,271
Loans to subsidiaries:
Bank	—	54,937
Nonbank	138,681	41,343
Investments in subsidiaries (1)	206,367	201,550
Other assets	7,156	6,750
Total assets	$375,403	365,520
Liabilities and equity
Accrued expenses and other liabilities	7,902	7,064
Long-term debt	146,130	133,920
Indebtedness to nonbank subsidiaries	14,435	24,955
Total liabilities	168,467	165,939
Stockholders’ equity	206,936	199,581
Total liabilities and equity	$375,403	365,520

(1)	The years ended December 31, 2017, and December 31, 2016, include indirect ownership of bank subsidiaries with equity of $170.5 billion and $159.5 billion, respectively.

272	Wells Fargo & Company

Table 26.4: Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2017	2016	2015
Cash flows from operating activities:
Net cash provided by operating activities (1)	$22,359	10,652	13,469
Cash flows from investing activities:
Available-for-sale securities:
Sales proceeds:
Subsidiary banks	8,658	—	—
Nonaffiliates	9,226	5,472	5,345
Prepayments and maturities:
Subsidiary banks	10,250	15,000	7,750
Purchases:
Subsidiary banks	(3,900)	(15,000)	(12,750)
Nonaffiliates	—	(6,544)	(2,709)
Loans:
Net repayments from (advances to) subsidiaries	(35,876)	3,174	460
Capital notes and term loans made to subsidiaries	(73,729)	(32,641)	(29,860)
Principal collected on notes/loans made to subsidiaries	69,286	15,164	301
Net increase in investment in subsidiaries	(2,029)	(606)	(1,283)
Other, net	113	18	714
Net cash used by investing activities	(18,001)	(15,963)	(32,032)
Cash flows from financing activities:
Net increase in short-term borrowings and indebtedness to subsidiaries	(8,685)	789	2,084
Long-term debt:
Proceeds from issuance	22,217	34,362	31,487
Repayment	(13,709)	(15,096)	(9,194)
Preferred stock:
Proceeds from issuance	677	2,101	2,972
Cash dividends paid	(1,629)	(1,566)	(1,426)
Common stock:
Proceeds from issuance	1,211	1,415	1,726
Stock tendered for payment of withholding taxes (1)	(393)	(494)	(679)
Repurchased	(9,908)	(8,116)	(8,697)
Cash dividends paid	(7,480)	(7,472)	(7,400)
Other, net	(138)	(118)	10
Net cash provided (used) by financing activities	(17,837)	5,805	10,883
Net change in cash and due from banks	(13,479)	494	(7,680)
Cash and due from banks at beginning of year	36,660	36,166	43,846
Cash and due from banks at end of year	$23,181	36,660	36,166

(1)	Prior periods have been revised to conform to the current period presentation.

Wells Fargo & Company	273

Note 27: Regulatory and Agency Capital Requirements
The Company and each of its subsidiary banks are subject to regulatory capital adequacy requirements promulgated by federal bank regulatory agencies. The Federal Reserve establishes capital requirements for the consolidated financial holding company, and the OCC has similar requirements for the Company’s national banks, including Wells Fargo Bank, N.A. (the Bank).
Table 27.1 presents regulatory capital information for Wells Fargo & Company and the Bank using Basel III, which increased minimum required capital ratios, and introduced a minimum Common Equity Tier 1 (CET1) ratio. We must report the lower of our CET1, tier 1 and total capital ratios calculated under the Standardized Approach and under the Advanced Approach in the assessment of our capital adequacy. The information presented reflects risk-weighted assets (RWAs) under the Standardized and Advanced Approaches with Transition Requirements. The Standardized Approach applies assigned risk weights to broad risk categories, while the calculation of RWAs under the Advanced Approach differs by requiring applicable banks to utilize a risk-sensitive methodology, which relies upon the use of internal credit models, and includes an operational risk component. The Basel III revised definition of capital, and changes are being phased-in effective January 1, 2014, through the end of 2021.
The Bank is an approved seller/servicer of mortgage loans and is required to maintain minimum levels of shareholders’ equity, as specified by various agencies, including the United States Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2017, the Bank met these requirements. Other subsidiaries, including the Company’s insurance and broker-dealer subsidiaries, are also subject to various minimum capital levels, as defined by applicable industry regulations. The minimum capital levels for these subsidiaries, and related restrictions, are not significant to our consolidated operations.

Table 27.1: Regulatory Capital Information

	Wells Fargo & Company							Wells Fargo Bank, N.A.
	December 31, 2017			December 31, 2016				December 31, 2017			December 31, 2016
(in millions, except ratios)	Advanced Approach	Standardized Approach		Advanced Approach		Standardized Approach		Advanced Approach	Standardized Approach		Advanced Approach	Standardized Approach
Regulatory capital:
Common equity tier 1	$154,765	154,765		148,785		148,785		143,292	143,292		132,225	132,225
Tier 1	178,209	178,209		171,364		171,364		143,292	143,292		132,225	132,225
Total	210,333	220,097		204,425		214,877		156,661	165,734		145,665	155,281
Assets:
Risk-weighted	$1,199,545	1,260,663		1,274,589		1,336,198		1,090,360	1,169,863		1,143,681	1,222,876
Adjusted average (1)	1,905,568	1,905,568		1,914,802		1,914,802		1,708,828	1,708,828		1,714,524	1,714,524
Regulatory capital ratios:
Common equity tier 1 capital	12.90%	12.28	*	11.67		11.13	*	13.14	12.25	*	11.56	10.81	*
Tier 1 capital	14.86	14.14	*	13.44		12.82	*	13.14	12.25	*	11.56	10.81	*
Total capital	17.53	17.46	*	16.04	*	16.08		14.37	14.17	*	12.74	12.70	*
Tier 1 leverage (1)	9.35	9.35		8.95		8.95		8.39	8.39		7.71	7.71
*Denotes the lowest capital ratio as determined under the Advanced and Standardized Approaches.

(1)	The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items.
Table 27.2 presents the minimum required regulatory capital ratios under Transition Requirements to which the Company and the Bank were subject as of December 31, 2017, and December 31, 2016.

Table 27.2: Minimum Required Regulatory Capital Ratios – Transition Requirements (1)

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Regulatory capital ratios:
Common equity tier 1 capital	6.750%	5.625	5.750	5.125
Tier 1 capital	8.250	7.125	7.250	6.625
Total capital	10.250	9.125	9.250	8.625
Tier 1 leverage	4.000	4.000	4.000	4.000

(1)
At December 31, 2017, under transition requirements, the CET1, tier 1 and total capital minimum ratio requirements for Wells Fargo & Company include a capital conservation buffer of 1.250% and a global systemically important bank (G-SIB) surcharge of 1.000%. Only the 1.250% capital conservation buffer applies to the Bank at December 31, 2017.

274	Wells Fargo & Company

Report of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Wells Fargo & Company and Subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2018, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1931.

San Francisco, California
March 1, 2018

Wells Fargo & Company	275

Quarterly Financial Data
Condensed Consolidated Statement of Income - Quarterly (Unaudited)
	2017				2016
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income (1)	$14,958	15,044	14,694	14,213	14,058	13,487	13,146	12,972
Interest expense (1)	2,645	2,595	2,223	1,889	1,656	1,535	1,413	1,305
Net interest income (1)	12,313	12,449	12,471	12,324	12,402	11,952	11,733	11,667
Provision for credit losses	651	717	555	605	805	805	1,074	1,086
Net interest income after provision for credit losses	11,662	11,732	11,916	11,719	11,597	11,147	10,659	10,581
Noninterest income
Service charges on deposit accounts	1,246	1,276	1,276	1,313	1,357	1,370	1,336	1,309
Trust and investment fees	3,687	3,609	3,629	3,570	3,698	3,613	3,547	3,385
Card fees	996	1,000	1,019	945	1,001	997	997	941
Other fees	913	877	902	865	962	926	906	933
Mortgage banking	928	1,046	1,148	1,228	1,417	1,667	1,414	1,598
Insurance	223	269	280	277	262	293	286	427
Net gains (losses) from trading activities	132	245	237	439	(109)	415	328	200
Net gains on debt securities	157	166	120	36	145	106	447	244
Net gains from equity investments	439	238	188	403	306	140	189	244
Lease income	458	475	493	481	523	534	497	373
Other (1)	558	199	472	374	(382)	315	482	874
Total noninterest income	9,737	9,400	9,764	9,931	9,180	10,376	10,429	10,528
Noninterest expense
Salaries	4,403	4,356	4,343	4,261	4,193	4,224	4,099	4,036
Commission and incentive compensation	2,665	2,553	2,499	2,725	2,478	2,520	2,604	2,645
Employee benefits	1,293	1,279	1,308	1,686	1,101	1,223	1,244	1,526
Equipment	608	523	529	577	642	491	493	528
Net occupancy	715	716	706	712	710	718	716	711
Core deposit and other intangibles	288	288	287	289	301	299	299	293
FDIC and other deposit assessments	312	314	328	333	353	310	255	250
Other	6,516	4,322	3,541	3,209	3,437	3,483	3,156	3,039
Total noninterest expense	16,800	14,351	13,541	13,792	13,215	13,268	12,866	13,028
Income before income tax expense (1)	4,599	6,781	8,139	7,858	7,562	8,255	8,222	8,081
Income tax expense (benefit) (1)	(1,642)	2,181	2,245	2,133	2,258	2,601	2,649	2,567
Net income before noncontrolling interests (1)	6,241	4,600	5,894	5,725	5,304	5,654	5,573	5,514
Less: Net income from noncontrolling interests	90	58	38	91	30	10	15	52
Wells Fargo net income (1)	$6,151	4,542	5,856	5,634	5,274	5,644	5,558	5,462
Less: Preferred stock dividends and other	411	411	406	401	402	401	385	377
Wells Fargo net income applicable to common stock (1)	$5,740	4,131	5,450	5,233	4,872	5,243	5,173	5,085
Per share information
Earnings per common share (1)	$1.17	0.83	1.09	1.05	0.97	1.04	1.02	1.00
Diluted earnings per common share (1)	1.16	0.83	1.08	1.03	0.96	1.03	1.01	0.99
Dividends declared per common share	0.390	0.390	0.380	0.380	0.380	0.380	0.380	0.375
Average common shares outstanding	4,912.5	4,948.6	4,989.9	5,008.6	5,025.6	5,043.4	5,066.9	5,075.7
Diluted average common shares outstanding	4,963.1	4,996.8	5,037.7	5,070.4	5,078.2	5,094.6	5,118.1	5,139.4
Market price per common share (2)
High	$62.24	56.45	56.60	59.99	58.02	51.00	51.41	53.27
Low	52.84	49.28	50.84	53.35	43.55	44.10	44.50	44.50
Quarter-end	60.67	55.15	55.41	55.66	55.11	44.28	47.33	48.36

(1)
Financial information for prior quarters in 2017 has been revised to reflect the impact of the adoption in fourth quarter 2017 of Accounting Standards Update (ASU) 2017-12 – Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The effect of adoption on previously reported quarter-to-date net income includes $(54) million, $46 million, and $177 million for periods ended September 30, June 30, and March 31, 2017, respectively. See Note 1 (Summary of Significant Accounting Policies) for more information on the adoption of ASU 2017-12.

(2)	Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

276	Wells Fargo & Company

Average Balances, Yields and Rates Paid (Taxable-Equivalent basis) - Quarterly (1)(2) - (Unaudited)

	Quarter ended December 31,
	2017			2016
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$264,940	1.25%	$835	273,073	0.56%	$381
Trading assets	111,213	3.01	838	102,757	2.96	761
Investment securities (3):
Available-for-sale securities:
Securities of U.S. Treasury and federal agencies	6,423	1.66	27	25,935	1.53	99
Securities of U.S. states and political subdivisions	52,390	3.91	513	53,917	4.06	547
Mortgage-backed securities:
Federal agencies	152,910	2.62	1,000	147,980	2.37	875
Residential and commercial	9,371	4.85	114	16,456	5.87	242
Other debt and equity securities	49,138	3.70	456	52,692	3.71	492
Total available-for-sale securities	270,232	3.12	2,110	296,980	3.03	2,255
Held-to-maturity securities:
Securities of U.S. Treasury and federal agencies	44,716	2.19	246	44,686	2.20	246
Securities of U.S. states and political subdivisions	6,263	5.26	83	4,738	5.31	63
Federal agency and other mortgage-backed securities	89,622	2.25	503	46,009	1.81	209
Other debt securities	1,194	2.64	8	3,597	2.26	20
Total held-to-maturity securities	141,795	2.36	840	99,030	2.17	538
Total investment securities	412,027	2.86	2,950	396,010	2.82	2,793
Mortgages held for sale (4)	20,517	3.82	196	27,503	3.43	235
Loans held for sale (4)	114	8.14	2	155	5.42	2
Loans:
Commercial:
Commercial and industrial - U.S.	270,294	3.89	2,649	272,828	3.46	2,369
Commercial and industrial - Non U.S.	59,233	2.96	442	54,410	2.58	352
Real estate mortgage	127,199	3.88	1,244	131,195	3.44	1,135
Real estate construction	24,408	4.38	270	23,850	3.61	216
Lease financing	19,226	0.62	31	18,904	5.78	273
Total commercial	500,360	3.68	4,636	501,187	3.45	4,345
Consumer:
Real estate 1-4 family first mortgage	281,966	4.01	2,826	277,732	4.01	2,785
Real estate 1-4 family junior lien mortgage	40,379	4.96	505	47,203	4.42	524
Credit card	36,428	12.37	1,136	35,383	11.73	1,043
Automobile	54,323	5.13	702	62,521	5.54	870
Other revolving credit and installment	38,366	6.28	607	40,121	5.91	595
Total consumer	451,462	5.10	5,776	462,960	5.01	5,817
Total loans (4)	951,822	4.35	10,412	964,147	4.20	10,162
Other	13,084	2.06	68	6,729	3.27	56
Total earning assets	$1,773,717	3.43%	$15,301	1,770,374	3.24%	$14,390
Funding sources
Deposits:
Interest-bearing checking	$50,483	0.68%	$86	46,907	0.17%	$19
Market rate and other savings	679,893	0.19	319	676,365	0.07	122
Savings certificates	20,920	0.31	17	24,362	0.30	18
Other time deposits	68,187	1.49	255	49,170	1.16	144
Deposits in foreign offices	124,597	0.81	254	110,425	0.35	97
Total interest-bearing deposits	944,080	0.39	931	907,229	0.18	400
Short-term borrowings	102,142	0.99	256	124,698	0.33	102
Long-term debt	231,598	2.32	1,344	252,162	1.68	1,061
Other liabilities	24,728	1.86	115	17,210	2.15	94
Total interest-bearing liabilities	1,302,548	0.81	2,646	1,301,299	0.51	1,657
Portion of noninterest-bearing funding sources	471,169	—	—	469,075	—	—
Total funding sources	$1,773,717	0.59	2,646	1,770,374	0.37	1,657
Net interest margin and net interest income on a taxable-equivalent basis (5)		2.84%	$12,655		2.87%	$12,733

Noninterest-earning assets
Cash and due from banks	$19,152			18,967
Goodwill	26,579			26,713
Other	115,870			128,196
Total noninterest-earning assets	$161,601			173,876
Noninterest-bearing funding sources
Deposits	$367,512			376,929
Other liabilities	57,845			64,775
Total equity	207,413			201,247
Noninterest-bearing funding sources used to fund earning assets	(471,169)			(469,075)
Net noninterest-bearing funding sources	$161,601			173,876
Total assets	$1,935,318			1,944,250

(1)
Our average prime rate was 4.30% and 3.54% for the quarters ended December 31, 2017 and 2016, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.46% and 0.92% for the same quarters, respectively.

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

(5)
Includes taxable-equivalent adjustments of $342 million and $331 million for the quarters ended December 31, 2017 and 2016, respectively, predominantly related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company	277

Glossary of Acronyms

ABS	Asset-backed security	G-SIB	Globally systemic important bank
ACL	Allowance for credit losses	HAMP	Home Affordability Modification Program
ALCO	Asset/Liability Management Committee	HUD	U.S. Department of Housing and Urban Development
ARM	Adjustable-rate mortgage	LCR	Liquidity coverage ratio
ASC	Accounting Standards Codification	LHFS	Loans held for sale
ASU	Accounting Standards Update	LIBOR	London Interbank Offered Rate
AUA	Assets under administration	LIHTC	Low income housing tax credit
AUM	Assets under management	LOCOM	Lower of cost or market value
AVM	Automated valuation model	LTV	Loan-to-value
BCBS	Basel Committee on Bank Supervision	MBS	Mortgage-backed security
BHC	Bank holding company	MHA	Making Home Affordable programs
CCAR	Comprehensive Capital Analysis and Review	MHFS	Mortgages held for sale
CD	Certificate of deposit	MSR	Mortgage servicing right
CDO	Collateralized debt obligation	MTN	Medium-term note
CDS	Credit default swaps	NAV	Net asset value
CECL	Current expected credit loss	NPA	Nonperforming asset
CET1	Common Equity Tier 1	OCC	Office of the Comptroller of the Currency
CFPB	Consumer Financial Protection Bureau	OCI	Other comprehensive income
CLO	Collateralized loan obligation	OTC	Over-the-counter
CLTV	Combined loan-to-value	OTTI	Other-than-temporary impairment
CMBS	Commercial mortgage-backed securities	PCI Loans	Purchased credit-impaired loans
CPI	Collateral protection insurance	PTPP	Pre-tax pre-provision profit
CPP	Capital Purchase Program	RBC	Risk-based capital
CRE	Commercial real estate	RMBS	Residential mortgage-backed securities
DPD	Days past due	ROA	Wells Fargo net income to average total assets
ESOP	Employee Stock Ownership Plan	ROE	Wells Fargo net income applicable to common stock
FAS	Statement of Financial Accounting Standards		to average Wells Fargo common stockholders’ equity
FASB	Financial Accounting Standards Board	ROTCE	Return on average tangible common equity
FDIC	Federal Deposit Insurance Corporation	RWAs	Risk-weighted assets
FFELP	Federal Family Education Loan Program	SEC	Securities and Exchange Commission
FHA	Federal Housing Administration	S&P	Standard & Poor’s Ratings Services
FHLB	Federal Home Loan Bank	SLR	Supplementary leverage ratio
FHLMC	Federal Home Loan Mortgage Corporation	SPE	Special purpose entity
FICO	Fair Isaac Corporation (credit rating)	TARP	Troubled Asset Relief Program
FNMA	Federal National Mortgage Association	TDR	Troubled debt restructuring
FRB	Board of Governors of the Federal Reserve System	TLAC	Total Loss Absorbing Capacity
GAAP	Generally accepted accounting principles	VA	Department of Veterans Affairs
GNMA	Government National Mortgage Association	VaR	Value-at-Risk
GSE	Government-sponsored entity	VIE	Variable interest entity

278	Wells Fargo & Company