Form 10-K, Exhibit 13
period 2021-12-31
WELLS FARGO & COMPANY/MN
filed 2022-02-22
CIK 72971

Exhibit 13

		Financial Review
2		Overview	116	4	Loans and Related Allowance for Credit Losses
7		Earnings Performance	131	5	Leasing Activity
27		Balance Sheet Analysis	133	6	Equity Securities
30		Off-Balance Sheet Arrangements	135	7	Premises, Equipment and Other Assets
31		Risk Management	136	8	Securitizations and Variable Interest Entities
56		Capital Management	141	9	Mortgage Banking Activities
62		Regulatory Matters	143	10	Intangible Assets
65		Critical Accounting Policies	144	11	Deposits
69		Current Accounting Developments	145	12	Long-Term Debt
70		Forward-Looking Statements	147	13	Guarantees and Other Commitments
72		Risk Factors	150	14	Pledged Assets and Collateral
			153	15	Legal Actions
		Controls and Procedures	156	16	Derivatives
87		Disclosure Controls and Procedures	164	17	Fair Values of Assets and Liabilities
87		Internal Control Over Financial Reporting	174	18	Preferred Stock
87		Management’s Report on Internal Control over Financial Reporting	176	19	Common Stock and Stock Plans
88		Report of Independent Registered Public Accounting Firm (KPMG LLP, Charlotte, NC, Auditor Firm ID: 185)	178	20	Revenue from Contracts with Customers
			180	21	Employee Benefits and Other Expenses
		Financial Statements	185	22	Restructuring Charges
89		Consolidated Statement of Income	186	23	Income Taxes
90		Consolidated Statement of Comprehensive Income	188	24	Earnings and Dividends Per Common Share
91		Consolidated Balance Sheet	189	25	Other Comprehensive Income
92		Consolidated Statement of Changes in Equity	191	26	Operating Segments
94		Consolidated Statement of Cash Flows	193	27	Parent-Only Financial Statements
			195	28	Regulatory Capital Requirements and Other Restrictions
		Notes to Financial Statements
95	1	Summary of Significant Accounting Policies	197		Report of Independent Registered Public Accounting Firm
109	2	Trading Activities	200		Quarterly Financial Data
110	3	Available-for-Sale and Held-to-Maturity Debt Securities	202		Glossary of Acronyms

Wells Fargo & Company	1

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” section, and in the “Risk Factors” and “Regulation and Supervision” sections of our Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our,” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. See the Glossary of Acronyms for definitions of terms used throughout this Report.
Financial Review

Overview
Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. We ranked fourth in assets and third in the market value of our common stock among all U.S. banks at December 31, 2021.
Wells Fargo’s top priority remains building a risk and control infrastructure appropriate for its size and complexity. The Company is subject to a number of consent orders and other regulatory actions, which may require the Company, among other things, to undertake certain changes to its business, operations, products and services, and risk management practices. Addressing these regulatory actions is expected to take multiple years, and we are likely to experience issues or delays along the way in satisfying their requirements. Issues or delays with one regulatory action could affect our progress on others, and failure to satisfy the requirements of a regulatory action on a timely basis could result in additional penalties, enforcement actions, and other negative consequences, which could be significant. While we still have significant work to do, the Company is committed to devoting the resources necessary to operate with strong business practices and controls, maintain the highest level of integrity, and have an appropriate culture in place.

Federal Reserve Board Consent Order Regarding Governance Oversight and Compliance and Operational Risk Management
On February 2, 2018, the Company entered into a consent order with the Board of Governors of the Federal Reserve System (FRB). As required by the consent order, the Company’s Board of Directors (Board) submitted to the FRB a plan to further enhance the Board’s governance and oversight of the Company, and the Company submitted to the FRB a plan to further improve the Company’s compliance and operational risk management program. The Company continues to engage with the FRB as the Company works to address the consent order provisions. The consent order also requires the Company, following the FRB’s acceptance and approval of the plans and the Company’s adoption and implementation of the plans, to complete an initial third-party review of the enhancements and improvements provided for in the plans. Until this third-party review is complete and the plans are approved and implemented to the satisfaction of the FRB, the Company’s total consolidated assets as defined under the consent order will be limited to the level as of December 31, 2017. Compliance with this asset cap is measured on a two-quarter daily average basis to allow for management of temporary fluctuations. Due to the COVID-19 pandemic, on April 8, 2020, the FRB amended the consent order to allow the Company to exclude from the asset cap any on-balance sheet exposure resulting from loans made by the Company in connection with the Small Business Administration’s Paycheck Protection Program and the FRB’s Main Street Lending Program. As required under the amendment to the consent order, to the extent the Company chooses to exclude these exposures from the asset cap, certain fees and other economic benefits received by the Company from loans made in connection with these programs shall be transferred to the U.S. Treasury or to nonprofit organizations approved by the FRB that support small businesses. As of December 31, 2021, the Company had not excluded these exposures from the asset cap. After removal of the asset cap, a second third-party review must also be conducted to assess the efficacy and sustainability of the enhancements and improvements.

Consent Orders with the Consumer Financial Protection Bureau and Office of the Comptroller of the Currency Regarding Compliance Risk Management Program, Automobile Collateral Protection Insurance Policies, and Mortgage Interest Rate Lock Extensions
On April 20, 2018, the Company entered into consent orders with the Consumer Financial Protection Bureau (CFPB) and the Office of the Comptroller of the Currency (OCC) to pay an aggregate of $1 billion in civil money penalties to resolve matters regarding the Company’s compliance risk management program and past practices involving certain automobile collateral protection insurance (CPI) policies and certain mortgage interest rate lock extensions. As required by the consent orders, the Company submitted to the CFPB and OCC an enterprise-wide compliance risk management plan and a plan to enhance the Company’s internal audit program with respect to federal consumer financial law and the terms of the consent orders. In addition, as required by the consent orders, the Company submitted for non-objection plans to remediate customers affected by the automobile collateral protection insurance and mortgage interest rate lock matters, as well as a plan for the management of remediation activities conducted by the Company. The Company continues to work to address the provisions of the consent orders. The Company has not yet satisfied certain aspects of the consent orders, and as a result, we believe regulators may impose additional penalties or take other

2	Wells Fargo & Company

enforcement actions. On September 9, 2021, the OCC assessed a $250 million civil money penalty against the Company related to insufficient progress in addressing requirements under the OCC’s April 2018 consent order and loss mitigation activities in the Company’s Home Lending business.

Consent Order with the OCC Regarding Loss Mitigation Activities
On September 9, 2021, the Company entered into a consent order with the OCC requiring the Company to improve the execution, risk management, and oversight of loss mitigation activities in its Home Lending business. In addition, the consent order restricts the Company from acquiring certain third-party residential mortgage servicing and limits transfers of certain mortgage loans requiring customer remediation out of the Company’s mortgage servicing portfolio until remediation is provided.

Retail Sales Practices Matters and Other Customer Remediation Activities
In September 2016, we announced settlements with the CFPB, the OCC, and the Office of the Los Angeles City Attorney, and entered into related consent orders with the CFPB and the OCC, in connection with allegations that some of our retail customers received products and services they did not request. As a result, it remains a priority to rebuild trust through a comprehensive action plan that includes making things right for our customers, employees, and other stakeholders, and building a better Company for the future. On September 8, 2021, the CFPB consent order regarding retail sales practices expired.
Our priority of rebuilding trust has also included an effort to identify other areas or instances where customers may have experienced financial harm, provide remediation as appropriate, and implement additional operational and control procedures. We are working with our regulatory agencies in this effort. We have previously disclosed key areas of focus as part of our rebuilding trust efforts and are in the process of providing remediation for those matters. We have accrued for the probable and estimable remediation costs related to our rebuilding trust efforts, which amounts may change based on additional facts and information, as well as ongoing reviews and communications with our regulators. As our ongoing reviews continue and as we continue to strengthen our risk and control infrastructure, we have identified and may in the future identify additional items or areas of potential concern. To the extent issues are identified, we will continue to assess any customer harm and provide remediation as appropriate.
For additional information regarding retail sales practices matters and other customer remediation activities, including related legal and regulatory risk, see the “Risk Factors” section and Note 15 (Legal Actions) to Financial Statements in this Report.

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

PAYCHECK PROTECTION PROGRAM The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) created funding for the Small Business Administration’s (SBA) loan program providing forgiveness of up to the full principal amount of qualifying loans guaranteed under a program called the Paycheck Protection Program (PPP). We funded approximately $14.0 billion in loans under the PPP. At December 31, 2021, we had $2.4 billion of PPP loans outstanding. We voluntarily committed to donate all of the gross processing fees received from PPP loans funded in 2020. In 2021, we fulfilled this approximately $420 million commitment.

LIBOR Transition
The London Interbank Offered Rate (LIBOR) is a widely referenced benchmark rate that seeks to estimate the cost at which banks can borrow on an unsecured basis from other banks. On March 5, 2021, the United Kingdom’s Financial Conduct Authority and ICE Benchmark Administration, the administrator of LIBOR, announced that certain settings of LIBOR would no longer be published on a representative basis after December 31, 2021, and the most commonly used U.S. dollar (USD) LIBOR settings would no longer be published on a representative basis after June 30, 2023. Central banks in various jurisdictions convened committees to identify replacement rates to facilitate the transition away from LIBOR. The committee convened by the Federal Reserve in the United States, the Alternative Reference Rates Committee (ARRC), recommended the Secured Overnight Financing Rate (SOFR) as the replacement rate for USD LIBOR. Additionally, the Federal Reserve, the OCC and the Federal Deposit Insurance Corporation (FDIC) have issued guidance strongly encouraging banking organizations to cease using USD LIBOR as a reference rate in new contracts.
In preparation for the cessation of the various LIBOR settings, we have undertaken a variety of activities. Among other things, we proactively implemented internal “stop-sell” dates to discontinue offering products referencing LIBOR except pursuant to limited exceptions consistent with regulatory guidance. At the same time, we expanded our suite of product offerings that are indexed to alternative reference rates.
We also continue to transition our legacy LIBOR contracts to alternative reference rates. We transitioned substantially all of our legacy contracts with LIBOR settings impacted by the December 31, 2021, cessation date to alternative reference rates, and we will continue to address contracts with LIBOR settings that are impacted by the June 30, 2023, cessation date.
•For USD LIBOR contracts that mature before June 30, 2023, those contracts that are renewed or replaced will be indexed to alternative reference rates.
•At December 31, 2021, the notional amount of our derivatives indexed to USD LIBOR, including bilateral contracts that mature after June 30, 2023, and centrally-cleared contracts that mature either before or after June 30, 2023, was over $6 trillion. We expect substantially all of these contracts to transition to SOFR either prior to or immediately after June 30, 2023, in accordance with existing fallback provisions.
•At December 31, 2021, we had over $350 billion of USD LIBOR commercial credit facilities that mature after June 30, 2023. These contracts generally do not contain appropriate fallback provisions. We are proactively engaging with our clients and contract parties to amend these contracts to replace LIBOR with an alternative reference rate or to include appropriate fallback provisions, if necessary.
•At December 31, 2021, we had approximately $30 billion of USD LIBOR consumer loans and lines secured by residential real estate that mature after June 30, 2023. We expect

Wells Fargo & Company	3

Overview (continued)
these contracts to transition to alternative reference rates in accordance with existing fallback provisions.
•At December 31, 2021, we had approximately $45 billion of debt securities indexed to USD LIBOR that mature after June 30, 2023. Substantially all of these debt securities contain fallback provisions and are expected to transition to an alternative reference rate immediately after June 30, 2023.

Additionally, we continue to monitor legislative developments that would provide a statutory framework to replace LIBOR with a benchmark rate based on SOFR in contracts that do not have fallback provisions or that have fallback provisions resulting in a replacement rate based on LIBOR.
For information regarding the risks and potential impact of LIBOR or any other referenced financial metric being significantly changed, replaced, or discontinued, see the “Risk Factors” section in this Report.

Capital Matters
Effective October 1, 2021, through September 30, 2022, the Company’s stress capital buffer used to determine our minimum risk-based capital requirements under the Standardized Approach became 3.10%. Beginning January 1, 2022, our global systemically important bank (G-SIB) capital surcharge decreased by 50 basis points from 2.00% to 1.50%.
Effective January 1, 2022, we are required to use the Standardized Approach for Counterparty Credit Risk (SA-CCR) for calculating exposure amounts for credit risk-weighted assets (RWAs) on derivative contracts. The adoption of SA-CCR resulted in an increase of less than 1.00% in total RWAs under the Standardized Approach (which was our binding approach at December 31, 2021) and a decrease of less than 0.50% in total leverage exposure at January 1, 2022.
On January 25, 2022, the Board approved an increase to the Company’s first quarter 2022 common stock dividend to $0.25 per share. For additional information about capital planning, see the “Capital Management – Capital Planning and Stress Testing” section in this Report.
Business Divestitures
On November 1, 2021, we closed our previously announced agreement to sell our Corporate Trust Services business and our previously announced agreement to sell Wells Fargo Asset Management (WFAM). We recorded net gains of $674 million and $269 million, respectively, from these sales, which are subject to certain post-closing adjustments and earn-out provisions.
Financial Performance
In 2021, we generated $21.5 billion of net income and diluted earnings per common share (EPS) of $4.95, compared with $3.4 billion of net income and EPS of $0.43 in 2020. Financial performance for 2021, compared with 2020, included the following:
•total revenue increased due to higher net gains from equity securities, mortgage banking income, and investment advisory and other asset-based fee income, partially offset by lower net interest income;
•provision for credit losses decreased reflecting continued improvements in the economic environment, which led to lower charge-offs and better portfolio credit quality;
•noninterest expense decreased due to lower operating losses, restructuring charges, and professional and outside services expense, partially offset by higher incentive and revenue-related compensation in personnel expense;
•average loans decreased due to paydowns exceeding originations in our residential mortgage loan portfolio, weak demand for commercial loans, and the reclassification of student loans (included in other consumer loans) to loans held for sale (LHFS); and
•average deposits increased driven by growth in the Consumer Banking and Lending, Commercial Banking, and Wealth and Investment Management (WIM) operating segments due to higher levels of liquidity and savings for consumer and commercial customers reflecting government stimulus programs and continued economic uncertainty associated with the COVID-19 pandemic, as well as the impact of payment deferral programs on consumer customers, partially offset by actions taken to manage under the asset cap which reduced deposits in the Corporate and Investment Banking operating segment and Corporate.

In second quarter 2021, we retroactively changed the accounting for certain tax-advantaged investments. These changes had a nominal impact on net income and retained earnings on an annual basis and did not impact historical trends or business drivers. Prior period financial statement line items have been revised to conform with the current period presentation. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, including the financial statement line items impacted by these changes, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Capital and Liquidity
We maintained a strong capital position in 2021, with total equity of $190.1 billion at December 31, 2021, compared with $185.7 billion at December 31, 2020. Our liquidity and regulatory capital ratios remained strong at December 31, 2021, including:
•our Common Equity Tier 1 (CET1) ratio was 11.35% under the Standardized Approach (our binding ratio), which continued to exceed both the regulatory requirement of 9.60% and our current internal target;
•our eligible external total loss absorbing capacity (TLAC) as a percentage of total risk-weighted assets was 23.03%, compared with the regulatory requirement of 21.50%; and
•our liquidity coverage ratio (LCR) was 118%, which continued to exceed the regulatory minimum of 100%.
See the “Capital Management” and the “Risk Management – Asset/Liability Management – Liquidity Risk and Funding” sections in this Report for additional information regarding our capital and liquidity, including the calculation of our regulatory capital and liquidity amounts.

Credit Quality
Credit quality reflected the improving economic environment.
•The allowance for credit losses (ACL) for loans of $13.8 billion at December 31, 2021, decreased $5.9 billion from December 31, 2020.
•Our provision for credit losses for loans was $(4.2) billion in 2021, down from $14.0 billion in 2020. The decrease in the ACL for loans and the provision for credit losses in 2021, compared with 2020, reflected continued improvements in the economic environment, which led to lower charge-offs and better portfolio credit quality.

4	Wells Fargo & Company

•The allowance coverage for total loans was 1.54% at December 31, 2021, compared with 2.22% at December 31, 2020.
•Commercial portfolio net loan charge-offs were $295 million, or 6 basis points of average commercial loans, in 2021, compared with net loan charge-offs of $1.6 billion, or 31 basis points, in 2020, due to lower losses and higher recoveries in our commercial and industrial portfolio primarily driven by the oil, gas and pipelines industry, and in the real estate mortgage portfolio.
•Consumer portfolio net loan charge-offs were $1.3 billion, or 33 basis points of average consumer loans, in 2021, compared with net loan charge-offs of $1.7 billion, or 39 basis points, in 2020, predominantly driven by lower losses in our credit card portfolio as a result of government stimulus programs instituted in response to the COVID-19 pandemic, improvements in the economic environment and better portfolio credit quality, partially offset by $152 million of residential mortgage loan charge-offs as a result of a change in practice to fully charge-off certain delinquent legacy residential mortgage loans.
•Nonperforming assets (NPAs) of $7.3 billion at December 31, 2021, decreased $1.6 billion, or 18%, from December 31, 2020, predominantly driven by decreases in our commercial and industrial portfolio as a result of paydowns in the oil, gas, and pipelines industry, partially offset by increases in our residential mortgage – first lien portfolio from certain borrowers exiting COVID-19 related accommodation programs. NPAs represented 0.82% of total loans at December 31, 2021.

Table 1 presents a three-year summary of selected financial data and Table 2 presents selected ratios and per common share data.
Table 1: Summary of Selected Financial Data

	Year ended December 31,
(in millions, except per share amounts)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income statement
Net interest income	$35,779	39,956	(4,177)	(10)%	$47,303	(7,347)	(16)%
Noninterest income	42,713	34,308	8,405	24	39,529	(5,221)	(13)
Total revenue	78,492	74,264	4,228	6	86,832	(12,568)	(14)
Net charge-offs	1,582	3,370	(1,788)	(53)	2,762	608	22
Change in the allowance for credit losses	(5,737)	10,759	(16,496)	NM	(75)	10,834	NM
Provision for credit losses	(4,155)	14,129	(18,284)	NM	2,687	11,442	426
Noninterest expense	53,831	57,630	(3,799)	(7)	58,178	(548)	(1)
Net income before noncontrolling interests	23,238	3,662	19,576	535	20,206	(16,544)	(82)
Less: Net income from noncontrolling interests	1,690	285	1,405	493	491	(206)	(42)
Wells Fargo net income	21,548	3,377	18,171	538	19,715	(16,338)	(83)
Earnings per common share	4.99	0.43	4.56	NM	4.12	(3.69)	(90)
Diluted earnings per common share	4.95	0.43	4.52	NM	4.09	(3.66)	(89)
Dividends declared per common share	0.60	1.22	(0.62)	(51)	1.92	(0.70)	(36)
Balance sheet (at year end)
Debt securities	537,531	501,207	36,324	7	497,125	4,082	1
Loans	895,394	887,637	7,757	1	962,265	(74,628)	(8)
Allowance for loan losses	12,490	18,516	(6,026)	(33)	9,551	8,965	94
Equity securities	72,886	60,008	12,878	21	66,439	(6,431)	(10)
Assets	1,948,068	1,952,911	(4,843)	—	1,925,753	27,158	1
Deposits	1,482,479	1,404,381	78,098	6	1,322,626	81,755	6
Long-term debt	160,689	212,950	(52,261)	(25)	228,191	(15,241)	(7)
Common stockholders’ equity	168,331	164,570	3,761	2	166,387	(1,817)	(1)
Wells Fargo stockholders’ equity	187,606	184,680	2,926	2	186,864	(2,184)	(1)
Total equity	190,110	185,712	4,398	2	187,702	(1,990)	(1)
NM – Not meaningful

Wells Fargo & Company	5

Overview (continued)
Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2021	2020	2019
Performance ratios
Return on average assets (ROA) (1)	1.11%	0.17	1.03
Return on average equity (ROE) (2)	12.0	1.1	10.4
Return on average tangible common equity (ROTCE) (3)	14.3	1.3	12.4
Efficiency ratio (4)	69	78	67
Capital and other metrics (5)
At year end:
Wells Fargo common stockholders’ equity to assets	8.64	8.43	8.64
Total equity to assets	9.76	9.51	9.75
Risk-based capital ratios and components (6):
Standardized Approach:
Common Equity Tier 1 (CET1)	11.35	11.59	11.14
Tier 1 capital	12.89	13.25	12.76
Total capital	15.84	16.47	15.75
Risk-weighted assets (RWAs) (in billions)	$1,239.0	1,193.7	1,245.9
Advanced Approach:
Common Equity Tier 1 (CET1)	12.60%	11.94	11.91
Tier 1 capital	14.31	13.66	13.64
Total capital	16.72	16.14	16.16
Risk-weighted assets (RWAs) (in billions)	$1,116.1	1,158.4	1,165.1
Tier 1 leverage ratio	8.34%	8.32	8.31
Supplementary Leverage Ratio (SLR)	6.89	8.05	7.07
Total Loss Absorbing Capacity (TLAC) Ratio (7)	23.03	25.74	23.28
Liquidity Coverage Ratio (LCR) (8)	118	133	120
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	8.73	8.43	9.15
Average total equity to average assets	9.85	9.51	10.31
Per common share data
Dividend payout ratio (9)	12.1	283.7	46.9
Book value (10)	$43.32	39.71	40.24
(1)Represents Wells Fargo net income divided by average assets.
(2)Represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
(3)Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, goodwill, certain identifiable intangible assets (other than mortgage servicing rights) and goodwill and other intangibles on nonmarketable equity securities, net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity, which utilizes tangible common equity, is a useful financial measure because it enables management, investors, and others to assess the Company’s use of equity. For additional information, including a corresponding reconciliation to generally accepted accounting principles (GAAP) financial measures, see the “Capital Management – Tangible Common Equity” section in this Report.
(4)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(5)See the “Capital Management” section and Note 28 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report for additional information.
(6)The information presented reflects fully phased-in CET1, tier 1 capital, and RWAs, but reflects total capital in accordance with transition requirements. For additional information, see the “Capital Management” section and Note 28 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.
(7)Represents TLAC divided by the greater of RWAs determined under the Standardized and Advanced Approaches, which is our binding TLAC ratio.
(8)Represents high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule.
(9)Dividend payout ratio is dividends declared per common share as a percentage of diluted earnings per common share.
(10)Book value per common share is common stockholders’ equity divided by common shares outstanding.

6	Wells Fargo & Company

Earnings Performance
Wells Fargo net income for 2021 was $21.5 billion ($4.95 diluted EPS), compared with $3.4 billion ($0.43 diluted EPS) for 2020. Net income increased in 2021, compared with 2020, due to a $18.3 billion decrease in provision for credit losses, a $8.4 billion increase in noninterest income, and a $3.8 billion decrease in noninterest expense, partially offset by a $6.7 billion increase in income tax expense, a $4.2 billion decrease in net interest income, and a $1.4 billion increase in net income from noncontrolling interests.
For a discussion of our 2020 financial results, compared with 2019, see the “Earnings Performance” section of our Annual Report on Form 10-K for the year ended December 31, 2020.

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
Net interest income and net interest margin decreased in 2021, compared with 2020, due to the impact of lower interest rates, lower loan balances reflecting soft demand, elevated prepayments and refinancing activity, the sale of our student loan portfolio in the first half of 2021, unfavorable hedge ineffectiveness accounting results, and higher securities premium amortization, partially offset by lower costs and balances of interest-bearing deposits and long-term debt. Net interest income in 2021 included interest income from PPP loans of $518 million. Additionally, in 2021, we had interest income associated with loans we purchased from Government National Mortgage Association (GNMA) loan securitization pools of $1.1 billion. For additional information about loans purchased from GNMA loan securitization pools, see the “Risk Management – Credit Risk Management – Mortgage Banking Activities” section in this Report.
Table 3 presents the individual components of net interest income and the net interest margin. Net interest income and net interest margin are presented on a taxable-equivalent basis in Table 3 to consistently reflect income from taxable and tax-exempt loans and debt and equity securities based on a 21% federal statutory tax rate for the periods ended December 31, 2021, 2020 and 2019.

Wells Fargo & Company	7

Earnings Performance (continued)
Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)

	Year ended December 31,
			2021			2020			2019
(in millions)	Average balance	Interest income/ expense	Interest rates	Average balance	Interest income/ expense	Interest rates	Average balance	Interest income/ expense	Interest rates
Assets
Interest-earning deposits with banks	$236,281	314	0.13%	$186,386	547	0.29%	$135,741	2,875	2.12%
Federal funds sold and securities purchased under resale agreements	69,720	14	0.02	82,798	393	0.47	99,286	2,164	2.18
Debt securities:
Trading debt securities	88,282	2,107	2.39	94,731	2,544	2.69	93,655	3,149	3.36
Available-for-sale debt securities	189,237	2,924	1.55	229,077	5,248	2.29	262,694	8,493	3.23
Held-to-maturity debt securities	245,304	4,589	1.87	173,505	3,841	2.21	149,105	3,814	2.56
Total debt securities	522,823	9,620	1.84	497,313	11,633	2.34	505,454	15,456	3.06
Loans held for sale (2)	27,554	865	3.14	27,493	947	3.45	21,516	892	4.14
Loans:
Commercial loans:
Commercial and industrial – U.S.	252,025	6,526	2.59	281,080	7,912	2.82	284,888	12,107	4.25
Commercial and industrial – Non-U.S.	71,114	1,448	2.04	66,915	1,673	2.50	64,274	2,385	3.71
Real estate mortgage	121,638	3,276	2.69	122,482	3,842	3.14	121,813	5,356	4.40
Real estate construction	21,589	667	3.09	21,608	760	3.52	21,183	1,095	5.17
Lease financing	15,519	692	4.46	17,801	877	4.93	19,302	957	4.96
Total commercial loans	481,885	12,609	2.62	509,886	15,064	2.95	511,460	21,900	4.28
Consumer loans:
Residential mortgage – first lien	249,862	7,903	3.16	288,105	9,661	3.35	288,059	10,974	3.81
Residential mortgage – junior lien	19,710	818	4.15	26,700	1,185	4.44	31,989	1,800	5.63
Credit card	35,471	4,086	11.52	37,093	4,315	11.63	38,865	4,889	12.58
Auto	51,576	2,317	4.49	48,362	2,379	4.92	45,901	2,362	5.15
Other consumer	25,784	962	3.73	31,642	1,719	5.43	34,682	2,412	6.95
Total consumer loans	382,403	16,086	4.21	431,902	19,259	4.46	439,496	22,437	5.11
Total loans (2)	864,288	28,695	3.32	941,788	34,323	3.64	950,956	44,337	4.66
Equity securities	31,946	608	1.91	28,950	557	1.92	35,930	966	2.69
Other	10,052	6	0.06	7,505	14	0.18	5,579	90	1.62
Total interest-earning assets	$1,762,664	40,122	2.28%	$1,772,233	48,414	2.73%	$1,754,462	66,780	3.81%
Cash and due from banks	24,562	—		21,676	—		19,558	—
Goodwill	26,087	—		26,387	—		26,409	—
Other	128,592	—		121,413	—		111,361	—
Total noninterest-earning assets	$179,241	—		169,476	—		157,328	—
Total assets	$1,941,905	40,122		1,941,709	48,414		1,911,790	66,780
Liabilities
Deposits:
Demand deposits	$450,131	127	0.03%	$98,182	184	0.19%	$59,121	789	1.33%
Savings deposits	423,221	124	0.03	744,226	1,492	0.20	705,957	4,132	0.59
Time deposits	36,519	122	0.33	81,674	892	1.09	123,634	2,776	2.25
Deposits in non-U.S. offices	28,297	15	0.05	39,260	236	0.60	53,438	938	1.75
Total interest-bearing deposits	938,168	388	0.04	963,342	2,804	0.29	942,150	8,635	0.92
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	35,245	8	0.02	58,971	276	0.47	102,888	2,169	2.11
Other short-term borrowings	12,020	(48)	(0.41)	11,235	(25)	(0.22)	12,449	148	1.20
Total short-term borrowings	47,265	(40)	(0.09)	70,206	251	0.36	115,337	2,317	2.01
Long-term debt	178,742	3,173	1.78	224,587	4,471	1.99	232,491	7,350	3.16
Other liabilities	28,809	395	1.37	28,435	438	1.54	25,771	551	2.13
Total interest-bearing liabilities	$1,192,984	3,916	0.33%	$1,286,570	7,964	0.62%	$1,315,749	18,853	1.43%
Noninterest-bearing demand deposits	499,644	—		412,669	—		344,111	—
Other noninterest-bearing liabilities	58,058	—		57,781	—		54,756	—
Total noninterest-bearing liabilities	$557,702	—		470,450	—		398,867	—
Total liabilities	$1,750,686	3,916		1,757,020	7,964		1,714,616	18,853
Total equity	191,219	—		184,689	—		197,174	—
Total liabilities and equity	$1,941,905	3,916		1,941,709	7,964		1,911,790	18,853

Interest rate spread on a taxable-equivalent basis (3)			1.95%			2.11%			2.38%
Net interest margin and net interest income on a taxable-equivalent basis (3)		$36,206	2.05%		$40,450	2.28%		$47,927	2.73%
(1)The average balance amounts represent amortized costs. The interest rates are based on interest income or expense amounts for the period and are annualized. Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(2)Nonaccrual loans and any related income are included in their respective loan categories.
(3)Includes taxable-equivalent adjustments of $427 million, $494 million and $624 million for the years ended December 31, 2021, 2020 and 2019, respectively, predominantly related to tax-exempt income on certain loans and securities.

8	Wells Fargo & Company

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

Table 4: Analysis of Changes in Net Interest Income

	Year ended December 31,
	2021 vs. 2020			2020 vs. 2019
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Interest-earning deposits with banks	$119	(352)	(233)	797	(3,125)	(2,328)
Federal funds sold and securities purchased under resale agreements	(53)	(326)	(379)	(309)	(1,462)	(1,771)
Debt securities:
Trading debt securities	(165)	(272)	(437)	35	(640)	(605)
Available-for-sale debt securities	(813)	(1,511)	(2,324)	(991)	(2,254)	(3,245)
Held-to-maturity debt securities	1,405	(657)	748	584	(557)	27
Total debt securities	427	(2,440)	(2,013)	(372)	(3,451)	(3,823)
Loans held for sale	2	(84)	(82)	219	(164)	55
Loans:
Commercial loans:
Commercial and industrial – U.S.	(775)	(611)	(1,386)	(160)	(4,035)	(4,195)
Commercial and industrial – Non-U.S.	99	(324)	(225)	94	(806)	(712)
Real estate mortgage	(26)	(540)	(566)	29	(1,543)	(1,514)
Real estate construction	(1)	(92)	(93)	22	(357)	(335)
Lease financing	(106)	(79)	(185)	(74)	(6)	(80)
Total commercial loans	(809)	(1,646)	(2,455)	(89)	(6,747)	(6,836)
Consumer loans:
Residential mortgage – first lien	(1,232)	(526)	(1,758)	2	(1,315)	(1,313)
Residential mortgage – junior lien	(294)	(73)	(367)	(270)	(345)	(615)
Credit card	(188)	(41)	(229)	(216)	(358)	(574)
Auto	153	(215)	(62)	125	(108)	17
Other consumer	(281)	(476)	(757)	(198)	(495)	(693)
Total consumer loans	(1,842)	(1,331)	(3,173)	(557)	(2,621)	(3,178)
Total loans	(2,651)	(2,977)	(5,628)	(646)	(9,368)	(10,014)
Equity securities	54	(3)	51	(165)	(244)	(409)
Other	4	(12)	(8)	23	(99)	(76)
Total increase (decrease) in interest income	(2,098)	(6,194)	(8,292)	(453)	(17,913)	(18,366)
Increase (decrease) in interest expense:
Deposits:
Demand deposits	$208	(265)	(57)	324	(929)	(605)
Savings deposits	(461)	(907)	(1,368)	217	(2,857)	(2,640)
Time deposits	(340)	(430)	(770)	(748)	(1,136)	(1,884)
Deposits in non-U.S. offices	(52)	(169)	(221)	(202)	(500)	(702)
Total interest-bearing deposits	(645)	(1,771)	(2,416)	(409)	(5,422)	(5,831)
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	(80)	(188)	(268)	(671)	(1,222)	(1,893)
Other short-term borrowings	(2)	(21)	(23)	(14)	(159)	(173)
Total short-term borrowings	(82)	(209)	(291)	(685)	(1,381)	(2,066)
Long-term debt	(855)	(443)	(1,298)	(242)	(2,637)	(2,879)
Other liabilities	6	(49)	(43)	52	(165)	(113)
Total increase (decrease) in interest expense	(1,576)	(2,472)	(4,048)	(1,284)	(9,605)	(10,889)
Increase (decrease) in net interest income on a taxable-equivalent basis	$(522)	(3,722)	(4,244)	831	(8,308)	(7,477)

Wells Fargo & Company	9

Earnings Performance (continued)
Noninterest Income

Table 5: Noninterest Income

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Deposit-related fees	$5,475	5,221	254	5%	$5,819	(598)	(10)%
Lending-related fees	1,445	1,381	64	5	1,474	(93)	(6)
Investment advisory and other asset-based fees	11,011	9,863	1,148	12	9,814	49	—
Commissions and brokerage services fees	2,299	2,384	(85)	(4)	2,461	(77)	(3)
Investment banking fees	2,354	1,865	489	26	1,797	68	4
Card fees	4,175	3,544	631	18	4,016	(472)	(12)
Net servicing income	194	(139)	333	240	522	(661)	NM
Net gains on mortgage loan originations/sales	4,762	3,632	1,130	31	2,193	1,439	66
Mortgage banking	4,956	3,493	1,463	42	2,715	778	29
Net gains from trading activities	284	1,172	(888)	(76)	993	179	18
Net gains on debt securities	553	873	(320)	(37)	140	733	524
Net gains from equity securities	6,427	665	5,762	866	2,843	(2,178)	(77)
Lease income	996	1,245	(249)	(20)	1,614	(369)	(23)
Other	2,738	2,602	136	5	5,843	(3,241)	(55)
Total	$42,713	34,308	8,405	24	$39,529	(5,221)	(13)
NM – Not meaningful
Full year 2021 vs. full year 2020
Deposit-related fees increased driven by:
•higher consumer transaction volumes as 2020 included reduced volumes due to the economic slowdown associated with the COVID-19 pandemic;
•lower fee waivers and reversals as 2020 included elevated fee waivers due to our actions to support customers during the COVID-19 pandemic; and
•higher treasury management fees on commercial accounts driven by an increase in transaction service volumes and repricing, as well as a lower earnings credit rate due to the lower interest rate environment.

In January 2022, we announced enhancements and changes to help our consumer customers avoid overdraft-related fees. We expect this will lower certain deposit-related fees starting in 2022.

Lending-related fees increased reflecting higher loan commitment fees.

Investment advisory and other asset-based fees increased reflecting:
• higher market valuations on WIM advisory assets;
partially offset by:
•lower asset-based fees due to the sale of WFAM on November 1, 2021.

For additional information on certain client investment assets, see the “Earnings Performance – Operating Segment Results – Wealth and Investment Management – WIM Advisory Assets” and “Earnings Performance – Operating Segment Results – Corporate – Wells Fargo Asset Management (WFAM) Assets Under Management” sections in this Report.

Commission and brokerage services fees decreased driven by lower transactional revenue.
Investment banking fees increased driven by higher debt underwriting fees, including loan syndication fees, as well as higher advisory fees and equity underwriting fees.

Card fees increased reflecting:
•higher interchange fees driven by increased purchase and transaction volumes;
partially offset by:
•higher rewards, including promotional offers on our new Active CashSM card.

Net servicing income increased reflecting:
•negative mortgage servicing right (MSR) valuation adjustments in 2020 for higher expected servicing costs and higher prepayment estimates due to improved economic conditions in 2021;
partially offset by:
•lower servicing fees due to a lower balance of loans serviced for others.

Net gains on mortgage loan originations/sales increased
driven by:
•higher gains in 2021 related to the resecuritization of loans we purchased from GNMA loan securitization pools in 2020;
•losses in 2020 driven by the impact of interest rate volatility on hedging activities associated with our residential mortgage loans held for sale portfolio and pipeline, as well as valuation losses on certain residential and commercial loans held for sale due to the impact of the COVID-19 pandemic on market conditions; and
•a shift in production to more retail loans, which have a higher production margin compared with correspondent loans.

For additional information on servicing income and net gains on mortgage loan originations/sales, see Note 9 (Mortgage Banking Activities) to Financial Statements in this Report.

10	Wells Fargo & Company

Net gains from trading activities decreased reflecting:
•lower volumes of interest rate products;
•lower client trading activity for equity products due to market volatility in 2020; and
•lower client trading activity for credit products, reflecting greater market liquidity in 2020 from government actions taken in response to the COVID-19 pandemic;
partially offset by:
•higher client trading activity for asset-backed finance products.

Net gains on debt securities decreased due to:
• lower gains on sales of agency mortgage-backed securities (MBS) and municipal bonds;
partially offset by:
•higher gains on sales of corporate and other debt securities.

Net gains from equity securities increased driven by:
•higher unrealized gains on nonmarketable equity securities from our affiliated venture capital and private equity businesses;
•higher realized gains on the sales of equity securities; and
•lower impairment of equity securities due to improved market conditions in 2021.
Lease income decreased driven by a $268 million impairment of certain rail cars in our rail car leasing business used for the transportation of coal products.
Other income increased due to gains in 2021 of:
•$674 million on the sale of our Corporate Trust Services business;
•$355 million on the sale of our student loan portfolio; and
•$269 million on the sale of WFAM;
partially offset by:
•lower gains on the sales of certain residential mortgage loans which were reclassified to held for sale;
•higher valuation losses related to the retained litigation risk, including the timing and amount of final settlement, associated with shares of Visa Class B common stock that we previously sold. For additional information, see the “Risk Management – Asset/Liability Management – Market Risk – Equity Securities” section in this Report; and
•lower income from our investments accounted for under the equity method.

Wells Fargo & Company	11

Earnings Performance (continued)
Noninterest Expense

Table 6: Noninterest Expense

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Personnel	$35,541	34,811	730	2%	$35,128	(317)	(1)%
Technology, telecommunications and equipment	3,227	3,099	128	4	3,276	(177)	(5)
Occupancy	2,968	3,263	(295)	(9)	2,945	318	11
Operating losses	1,568	3,523	(1,955)	(55)	4,321	(798)	(18)
Professional and outside services	5,723	6,706	(983)	(15)	6,745	(39)	(1)
Leases (1)	867	1,022	(155)	(15)	1,155	(133)	(12)
Advertising and promotion	600	600	—	—	1,076	(476)	(44)
Restructuring charges	76	1,499	(1,423)	(95)	—	1,499	NM
Other	3,261	3,107	154	5	3,532	(425)	(12)
Total	$53,831	57,630	(3,799)	(7)	$58,178	(548)	(1)
NM – Not meaningful
(1)Represents expenses for assets we lease to customers.
Full Year 2021 vs. full year 2020

Personnel expense increased driven by:
•higher revenue-related compensation expense;
•higher incentive compensation expense;
•higher market valuations on stock-based compensation; and
•higher deferred compensation expense;
partially offset by:
•lower salaries as a result of reduced headcount.
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

Technology, telecommunications and equipment expense increased due to higher expense for technology contracts and the reversal of a software licensing liability accrual in 2020.

Occupancy expense decreased driven by:
•lower cleaning fees, supplies, and equipment expenses as 2020 included higher expenses due to the COVID-19 pandemic; and
•lower rent expense.

Operating losses decreased driven by lower expense for customer remediation accruals and litigation accruals, partially offset by a $250 million civil money penalty associated with the September 2021 OCC enforcement action.

Professional and outside services expense decreased driven by efficiency initiatives to reduce our spending on consultants and contractors.

Leases expense decreased driven by lower depreciation expense from the reduction in the size of our operating lease asset portfolio.

Restructuring charges decreased due to lower personnel costs related to our efficiency initiatives that began in third quarter 2020. For additional information on restructuring charges, see Note 22 (Restructuring Charges) to Financial Statements in this Report.

Other expenses increased driven by a write-down of goodwill in 2021 related to the sale of our student loan portfolio.

Income Tax Expense
Income tax expense was $5.6 billion in 2021, compared with an income tax benefit of $1.2 billion in 2020, driven by higher pre-tax income. The effective income tax rate was 20.6% for 2021, compared with (52.1)% for 2020. The effective income tax rate for 2021 reflected the impact of higher pre-tax income while the effective income tax rate for 2020 reflected both the impact of income tax benefits (including tax credits) on lower pre-tax income and income tax benefits related to the resolution and reevaluation of prior period matters with U.S. federal and state tax authorities. The income tax expense (benefit) and our effective income tax rate for both years reflected the impact of changes in accounting policy for certain tax-advantaged investments adopted in second quarter 2021. For additional information on income taxes, see Note 23 (Income Taxes) to Financial Statements in this Report.

Operating Segment Results
Our management reporting is organized into four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. All other business activities that are not included in the reportable operating segments have been included in Corporate. For additional information, see Table 7. We define our reportable operating segments by type of product and customer segment, and their results are based on our management reporting process. The management reporting process measures the performance of the reportable operating segments based on the Company’s management structure, and the results are regularly reviewed by our Chief Executive Officer and Operating Committee. The management reporting process is based on U.S. GAAP and includes specific adjustments, such as funds transfer pricing for asset/liability management, shared revenues and expenses, and taxable-equivalent adjustments to consistently reflect income

12	Wells Fargo & Company

from taxable and tax-exempt sources, which allows management to assess performance consistently across the operating segments.
In February 2021, we announced an agreement to sell WFAM, and in first quarter 2021, we moved the business from the Wealth and Investment Management operating segment to Corporate. In March 2021, we announced an agreement to sell our Corporate Trust Services business and, in second quarter 2021, we moved the business from the Commercial Banking operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation. These changes did not impact the previously reported consolidated financial results of the Company. On November 1, 2021, we closed the sales of our Corporate Trust Services business and WFAM.
In second quarter 2021, we elected to change our accounting method for low-income housing tax credit (LIHTC) investments and elected to change the presentation of investment tax credits related to solar energy investments. These accounting policy changes had a nominal impact on reportable operating segment results. Prior period financial statement line items for the Company, as well as for the reportable operating segments, have been revised to conform with the current period presentation. Our LIHTC investments are included in the Corporate and Investment Banking operating segment and our solar energy investments are included in the Commercial Banking operating segment. For additional information, see the “Overview – Recent Developments” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
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
Table 7: Management Reporting Structure

Wells Fargo & Company

Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate

• Consumer and Small Business Banking • Home Lending • Credit Card • Auto • Personal Lending	• Middle Market Banking • Asset-Based Lending and Leasing	• Banking • Commercial Real Estate • Markets	• Wells Fargo Advisors • The Private Bank	• Corporate Treasury • Enterprise Functions • Investment Portfolio • Affiliated venture capital and private equity businesses • Non-strategic businesses

Wells Fargo & Company	13

Earnings Performance (continued)
Table 8 and the following discussion present our results by reportable operating segment. For additional information, see Note 26 (Operating Segments) to Financial Statements in this Report.

Table 8: Operating Segment Results – Highlights

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate (1)	Reconciling Items (2)	Consolidated Company
Year ended December 31, 2021
Net interest income	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income	12,070	3,589	6,429	11,776	10,036	(1,187)	42,713
Total revenue	34,877	8,549	13,839	14,346	8,495	(1,614)	78,492
Provision for credit losses	(1,178)	(1,500)	(1,439)	(95)	57	—	(4,155)
Noninterest expense	24,648	5,862	7,200	11,734	4,387	—	53,831
Income (loss) before income tax expense (benefit)	11,407	4,187	8,078	2,707	4,051	(1,614)	28,816
Income tax expense (benefit)	2,852	1,045	2,019	680	596	(1,614)	5,578
Net income before noncontrolling interests	8,555	3,142	6,059	2,027	3,455	—	23,238
Less: Net income (loss) from noncontrolling interests	—	8	(3)	—	1,685	—	1,690
Net income	$8,555	3,134	6,062	2,027	1,770	—	21,548
Year ended December 31, 2020
Net interest income	$23,378	6,134	7,509	2,988	441	(494)	39,956
Noninterest income	10,638	3,041	6,419	10,225	4,916	(931)	34,308
Total revenue	34,016	9,175	13,928	13,213	5,357	(1,425)	74,264
Provision for credit losses	5,662	3,744	4,946	249	(472)	—	14,129
Noninterest expense	26,976	6,323	7,703	10,912	5,716	—	57,630
Income (loss) before income tax expense (benefit)	1,378	(892)	1,279	2,052	113	(1,425)	2,505
Income tax expense (benefit)	302	(208)	330	514	(670)	(1,425)	(1,157)
Net income (loss) before noncontrolling interests	1,076	(684)	949	1,538	783	—	3,662
Less: Net income (loss) from noncontrolling interests	—	5	(1)	—	281	—	285
Net income (loss)	$1,076	(689)	950	1,538	502	—	3,377
Year ended December 31, 2019
Net interest income	$25,786	7,981	8,008	3,906	2,246	(624)	47,303
Noninterest income	12,105	3,721	6,442	10,506	7,550	(795)	39,529
Total revenue	37,891	11,702	14,450	14,412	9,796	(1,419)	86,832
Provision for credit losses	2,184	190	173	2	138	—	2,687
Noninterest expense	26,998	6,598	7,432	12,167	4,983	—	58,178
Income (loss) before income tax expense (benefit)	8,709	4,914	6,845	2,243	4,675	(1,419)	25,967
Income tax expense (benefit)	2,814	1,246	1,658	562	900	(1,419)	5,761
Net income before noncontrolling interests	5,895	3,668	5,187	1,681	3,775	—	20,206
Less: Net income (loss) from noncontrolling interests	—	6	(1)	—	486	—	491
Net income	$5,895	3,662	5,188	1,681	3,289	—	19,715
(1)All other business activities that are not included in the reportable operating segments have been included in Corporate. For additional information, see the “Corporate” section below.
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

14	Wells Fargo & Company

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
Table 8a: Consumer Banking and Lending – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions, unless otherwise noted)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income Statement
Net interest income	$22,807	23,378	(571)	(2)%	$25,786	(2,408)	(9)%
Noninterest income:
Deposit-related fees	3,045	2,904	141	5	3,582	(678)	(19)
Card fees	3,930	3,318	612	18	3,672	(354)	(10)
Mortgage banking	4,490	3,224	1,266	39	2,314	910	39
Other	605	1,192	(587)	(49)	2,537	(1,345)	(53)
Total noninterest income	12,070	10,638	1,432	13	12,105	(1,467)	(12)
Total revenue	34,877	34,016	861	3	37,891	(3,875)	(10)
Net charge-offs	1,439	1,875	(436)	(23)	2,235	(360)	(16)
Change in the allowance for credit losses	(2,617)	3,787	(6,404)	NM	(51)	3,838	NM
Provision for credit losses	(1,178)	5,662	(6,840)	NM	2,184	3,478	159
Noninterest expense	24,648	26,976	(2,328)	(9)	26,998	(22)	—
Income before income tax expense	11,407	1,378	10,029	728	8,709	(7,331)	(84)
Income tax expense	2,852	302	2,550	844	2,814	(2,512)	(89)
Net income	$8,555	1,076	7,479	695	$5,895	(4,819)	(82)
Revenue by Line of Business
Consumer and Small Business Banking	$18,958	18,684	274	1	$21,148	(2,464)	(12)
Consumer Lending:
Home Lending	8,154	7,875	279	4	8,817	(942)	(11)
Credit Card	5,527	5,288	239	5	5,707	(419)	(7)
Auto	1,733	1,575	158	10	1,567	8	1
Personal Lending	505	594	(89)	(15)	652	(58)	(9)
Total revenue	$34,877	34,016	861	3	$37,891	(3,875)	(10)

Selected Metrics
Consumer Banking and Lending:
Return on allocated capital (1)	17.2%	1.6			12.1%
Efficiency ratio (2)	71	79			71
Headcount (#) (period-end)	112,913	125,034		(10)	134,881		(7)
Retail bank branches (#)	4,777	5,032		(5)	5,352		(6)
Digital active customers (# in millions) (3)	33.0	32.0		3	30.3		6
Mobile active customers (# in millions) (3)	27.3	26.0		5	24.4		7

Consumer and Small Business Banking:
Deposit spread (4)	1.5%	1.8			2.4%
Debit card purchase volume ($ in billions) (5)	$471.5	391.9	79.6	20	$367.6	24.3	7
Debit card purchase transactions (# in millions) (5)	9,808	8,792		12	9,189		(4)
(continued on following page)

Wells Fargo & Company	15

Earnings Performance (continued)
(continued from previous page)

	Year ended December 31,
($ in millions, unless otherwise noted)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Home Lending:
Mortgage banking:
Net servicing income	$35	(160)	195	122%	$454	(614)	NM
Net gains on mortgage loan originations/sales	4,455	3,384	1,071	32	1,860	1,524	82%
Total mortgage banking	$4,490	3,224	1,266	39	$2,314	910	39

Originations ($ in billions):
Retail	$138.5	118.7	19.8	17	$96.4	22.3	23
Correspondent	66.5	104.0	(37.5)	(36)	107.6	(3.6)	(3)
Total originations	$205.0	222.7	(17.7)	(8)	$204.0	18.7	9

% of originations held for sale (HFS)	64.6%	73.9			66.1%
Third-party mortgage loans serviced (period-end) ($ in billions) (6)	$716.8	856.7	(139.9)	(16)	$1,063.4	(206.7)	(19)
Mortgage servicing rights (MSR) carrying value (period-end)	6,920	6,125	795	13	11,517	(5,392)	(47)
Ratio of MSR carrying value (period-end) to third-party mortgage loans serviced (period-end) (6)	0.97%	0.71			1.08%
Home lending loans 30+ days delinquency rate (7)(8)(9)	0.39	0.64			0.64

Credit Card:
Point of sale (POS) volume ($ in billions)	$102.5	81.6	20.9	26	$88.2	(6.6)	(7)
New accounts (# in thousands) (10)	1,640	1,022		60	1,840		(44)
Credit card loans 30+ days delinquency rate (9)	1.50%	2.17			2.63%

Auto:
Auto originations ($ in billions)	$33.9	22.8	11.1	49	$25.4	(2.6)	(10)
Auto loans 30+ days delinquency rate (8)(9)	1.84%	1.77			2.56%

Personal Lending:
New funded balances	$2,507	1,599	908	57	$2,829	(1,230)	(43)
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
(8)Excludes nonaccrual loans.
(9)Beginning in second quarter 2020, customer payment deferral activities instituted in response to the COVID-19 pandemic may have delayed the recognition of delinquencies for those customers who would have otherwise moved into past due or nonaccrual status.
(10)Excludes certain private label new account openings.
Full year 2021 vs. full year 2020
Revenue increased driven by:
•higher mortgage banking noninterest income due to higher gains in 2021 related to the resecuritization of loans we purchased from GNMA loan securitization pools in 2020, losses in 2020 driven by the impact of interest rate volatility on hedging activities and valuation losses due to the impact of the COVID-19 pandemic on market conditions, and a shift in production to more retail loans, which have a higher production margin compared with correspondent loans;
•higher card fees reflecting higher interchange fees driven by increased purchase and transaction volumes, partially offset by higher rewards, including promotional offers on our new Active CashSM card; and
•higher deposit-related fees driven by higher consumer transaction volumes as 2020 included reduced volumes due to the economic slowdown associated with the COVID-19 pandemic;
partially offset by:
•lower net interest income reflecting a lower deposit spread and lower loan balances, partially offset by higher deposit balances; and
•lower other income driven by lower gains on the sales of certain residential mortgage loans which were reclassified to held for sale.

Provision for credit losses decreased driven by an improved economic environment.

Noninterest expense decreased driven by:
•lower operating losses due to lower expense for customer remediation accruals and litigation accruals;
•lower personnel expense reflecting additional payments made in 2020 to certain customer-facing and support employees and for back-up child care services, as well as lower branch staffing expense in 2021 related to efficiency initiatives in Consumer and Small Business Banking, partially

16	Wells Fargo & Company

offset by higher revenue-related compensation in Home Lending;
•lower advertising and promotion expense; and
•lower occupancy expense related to lower cleaning fees, supplies, and equipment expenses as 2020 included higher expenses due to the COVID-19 pandemic;
partially offset by:
•higher charitable donations expense driven by the donation of PPP processing fees; and
•higher Federal Deposit Insurance Corporation (FDIC) deposit assessment expense driven by both a higher assessment rate and a higher deposit assessment base.
Table 8b: Consumer Banking and Lending – Balance Sheet

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Selected Balance Sheet Data (average)
Loans by Line of Business:
Home Lending	$224,446	268,586	(44,140)	(16)%	$276,962	(8,376)	(3)%
Auto	52,293	49,460	2,833	6	47,117	2,343	5
Credit Card	35,471	37,093	(1,622)	(4)	38,865	(1,772)	(5)
Small Business	16,625	15,173	1,452	10	9,951	5,222	52
Personal Lending	5,050	6,151	(1,101)	(18)	6,871	(720)	(10)
Total loans	$333,885	376,463	(42,578)	(11)	$379,766	(3,303)	(1)
Total deposits	834,739	722,085	112,654	16	629,110	92,975	15
Allocated capital	48,000	48,000	—	—	46,000	2,000	4

Selected Balance Sheet Data (period-end)
Loans by Line of Business:
Home Lending	$214,407	253,942	(39,535)	(16)	$278,325	(24,383)	(9)
Auto	57,260	49,072	8,188	17	49,124	(52)	—
Credit Card	38,453	36,664	1,789	5	41,013	(4,349)	(11)
Small Business	11,270	17,743	(6,473)	(36)	9,695	8,048	83
Personal Lending	5,184	5,375	(191)	(4)	6,845	(1,470)	(21)
Total loans	$326,574	362,796	(36,222)	(10)	$385,002	(22,206)	(6)
Total deposits	883,674	784,565	99,109	13	647,152	137,413	21
Full year 2021 vs. full year 2020
Total loans (average and period-end) decreased as paydowns exceeded originations. Home Lending loan balances were also impacted by actions taken in 2020 to temporarily curtail certain non-conforming residential mortgage originations and suspend home equity originations. Small Business period-end loan balances were also impacted by a decline in PPP loans.

Total deposits (average and period-end) increased driven by higher levels of liquidity and savings for consumer customers reflecting government stimulus programs and payment deferral programs, as well as continued economic uncertainty associated with the COVID-19 pandemic.

Wells Fargo & Company	17

Earnings Performance (continued)
Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management. Table 8c and Table 8d provide additional information for Commercial Banking.
Table 8c: Commercial Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income Statement
Net interest income	$4,960	6,134	(1,174)	(19)%	$7,981	(1,847)	(23)%
Noninterest income:
Deposit-related fees	1,285	1,219	66	5	1,175	44	4
Lending-related fees	532	531	1	—	524	7	1
Lease income	682	646	36	6	931	(285)	(31)
Other	1,090	645	445	69	1,091	(446)	(41)
Total noninterest income	3,589	3,041	548	18	3,721	(680)	(18)
Total revenue	8,549	9,175	(626)	(7)	11,702	(2,527)	(22)
Net charge-offs	101	590	(489)	(83)	215	375	174
Change in the allowance for credit losses	(1,601)	3,154	(4,755)	NM	(25)	3,179	NM
Provision for credit losses	(1,500)	3,744	(5,244)	NM	190	3,554	NM
Noninterest expense	5,862	6,323	(461)	(7)	6,598	(275)	(4)
Income (loss) before income tax expense (benefit)	4,187	(892)	5,079	569	4,914	(5,806)	NM
Income tax expense (benefit)	1,045	(208)	1,253	602	1,246	(1,454)	NM
Less: Net income from noncontrolling interests	8	5	3	60	6	(1)	(17)
Net income (loss)	$3,134	(689)	3,823	555	$3,662	(4,351)	NM

Revenue by Line of Business
Middle Market Banking	$4,642	5,067	(425)	(8)	$6,691	(1,624)	(24)
Asset-Based Lending and Leasing	3,907	4,108	(201)	(5)	5,011	(903)	(18)
Total revenue	$8,549	9,175	(626)	(7)	$11,702	(2,527)	(22)

Revenue by Product
Lending and leasing	$4,835	5,432	(597)	(11)	$5,983	(551)	(9)
Treasury management and payments	2,825	3,205	(380)	(12)	4,872	(1,667)	(34)
Other	889	538	351	65	847	(309)	(36)
Total revenue	$8,549	9,175	(626)	(7)	$11,702	(2,527)	(22)

Selected Metrics
Return on allocated capital	15.1%	(4.5)			16.8%
Efficiency ratio	69	69			56
Headcount (#) (period-end)	18,397	20,241		(9)	21,798		(7)
NM – Not meaningful
Full year 2021 vs. full year 2020
Revenue decreased driven by:
•lower net interest income reflecting lower loan balances driven by weak demand and the lower interest rate environment, partially offset by higher income from higher deposit balances;
partially offset by:
•higher other noninterest income due to higher realized and unrealized gains on the sales of equity securities and higher income from renewable energy investments; and
•higher deposit-related fees due to higher treasury management fees driven by an increase in transaction volumes and repricing.
Provision for credit losses decreased driven by an improved economic environment.

Noninterest expense decreased driven by:
•lower spending related to efficiency initiatives, including lower personnel expense from reduced headcount;
•lower lease expense driven by lower depreciation expense from a reduction in the size of our operating lease asset portfolio; and
•lower professional and outside services expense reflecting decreased project-related expense.

18	Wells Fargo & Company

Table 8d: Commercial Banking – Balance Sheet

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$120,396	143,263	(22,867)	(16)%	$157,829	(14,566)	(9)%
Commercial real estate	47,018	52,220	(5,202)	(10)	54,416	(2,196)	(4)
Lease financing and other	13,823	15,953	(2,130)	(13)	17,109	(1,156)	(7)
Total loans	$181,237	211,436	(30,199)	(14)	$229,354	(17,918)	(8)
Loans by Line of Business:
Middle Market Banking	$102,882	112,848	(9,966)	(9)	$119,717	(6,869)	(6)
Asset-Based Lending and Leasing	78,355	98,588	(20,233)	(21)	109,637	(11,049)	(10)
Total loans	$181,237	211,436	(30,199)	(14)	$229,354	(17,918)	(8)
Total deposits	197,269	178,946	18,323	10	159,763	19,183	12
Allocated capital	19,500	19,500	—	—	20,500	(1,000)	(5)

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$131,078	124,253	6,825	5	$153,601	(29,348)	(19)
Commercial real estate	45,467	49,903	(4,436)	(9)	53,526	(3,623)	(7)
Lease financing and other	13,803	14,821	(1,018)	(7)	17,654	(2,833)	(16)
Total loans	$190,348	188,977	1,371	1	$224,781	(35,804)	(16)
Loans by Line of Business:
Middle Market Banking	$106,834	101,193	5,641	6	$115,187	(13,994)	(12)
Asset-Based Lending and Leasing	83,514	87,784	(4,270)	(5)	109,594	(21,810)	(20)
Total loans	$190,348	188,977	1,371	1	$224,781	(35,804)	(16)
Total deposits	205,428	188,292	17,136	9	168,081	20,211	12
Full year 2021 vs. full year 2020
Total loans (average) decreased driven by lower loan demand, including lower line utilization, and higher paydowns reflecting continued high levels of client liquidity and strength in the capital markets, partially offset by modest loan growth in late 2021 driven by higher line utilization, as well as customer growth.

Total deposits (average and period-end) increased due to higher levels of liquidity and lower investment spending reflecting government stimulus programs and continued economic uncertainty associated with the COVID-19 pandemic.

Wells Fargo & Company	19

Earnings Performance (continued)
Corporate and Investment Banking delivers a suite of capital markets, banking, and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities. Table 8e and Table 8f provide additional information for Corporate and Investment Banking.
Table 8e: Corporate and Investment Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income Statement
Net interest income	$7,410	7,509	(99)	(1)%	$8,008	(499)	(6)%
Noninterest income:
Deposit-related fees	1,112	1,062	50	5	1,029	33	3
Lending-related fees	761	684	77	11	710	(26)	(4)
Investment banking fees	2,405	1,952	453	23	1,804	148	8
Net gains from trading activities	272	1,190	(918)	(77)	1,022	168	16
Other	1,879	1,531	348	23	1,877	(346)	(18)
Total noninterest income	6,429	6,419	10	—	6,442	(23)	—
Total revenue	13,839	13,928	(89)	(1)	14,450	(522)	(4)
Net charge-offs	(22)	742	(764)	NM	173	569	329
Change in the allowance for credit losses	(1,417)	4,204	(5,621)	NM	—	4,204	NM
Provision for credit losses	(1,439)	4,946	(6,385)	NM	173	4,773	NM
Noninterest expense	7,200	7,703	(503)	(7)	7,432	271	4
Income before income tax expense	8,078	1,279	6,799	532	6,845	(5,566)	(81)
Income tax expense	2,019	330	1,689	512	1,658	(1,328)	(80)
Less: Net loss from noncontrolling interests	(3)	(1)	(2)	NM	(1)	—	—
Net income	$6,062	950	5,112	538	$5,188	(4,238)	(82)

Revenue by Line of Business
Banking:
Lending	$1,948	1,767	181	10	$1,811	(44)	(2)
Treasury Management and Payments	1,468	1,680	(212)	(13)	2,290	(610)	(27)
Investment Banking	1,654	1,448	206	14	1,370	78	6
Total Banking	5,070	4,895	175	4	5,471	(576)	(11)
Commercial Real Estate	3,963	3,607	356	10	4,260	(653)	(15)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	3,710	4,314	(604)	(14)	3,760	554	15
Equities	897	1,204	(307)	(25)	1,078	126	12
Credit Adjustment (CVA/DVA) and Other	91	26	65	250	(6)	32	533
Total Markets	4,698	5,544	(846)	(15)	4,832	712	15
Other	108	(118)	226	192	(113)	(5)	(4)
Total revenue	$13,839	13,928	(89)	(1)	$14,450	(522)	(4)

Selected Metrics
Return on allocated capital	16.9%	1.8			15.4%
Efficiency ratio	52	55			51
Headcount (#) (period-end)	8,489	8,178		4	7,918		3
NM – Not meaningful
Full year 2021 vs. full year 2020
Revenue decreased driven by:
•lower net gains from trading activities driven by lower volumes of interest rate products, lower client trading activity for equity products due to market volatility in 2020, and lower client trading activity for credit products reflecting greater market liquidity in 2020 from government actions taken in response to the COVID-19 pandemic, partially offset by higher client trading activity for asset-backed finance products;
partially offset by:
•higher investment banking fees due to higher debt underwriting fees, including loan syndication fees, as well as higher advisory fees and equity underwriting fees;
•higher other noninterest income driven by higher commercial mortgage banking income due to higher servicing income and gains on the sales of mortgage loans, as well as higher income from low-income housing investments; and
•higher lending-related fees reflecting increased loan commitment fees.

20	Wells Fargo & Company

Provision for credit losses decreased driven by an improved economic environment.

Noninterest expense decreased driven by:
•lower operating losses due to lower expense for litigation accruals;
•lower expenses from operations and enterprise functions; and
•lower professional and outside services expense driven by efficiency initiatives to reduce our spending on consultants and contractors;
partially offset by:
•higher personnel expense driven by higher incentive compensation expense.
Table 8f: Corporate and Investment Banking – Balance Sheet

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$170,713	172,492	(1,779)	(1)%	$168,506	3,986	2%
Commercial real estate	86,323	82,832	3,491	4	79,804	3,028	4
Total loans	$257,036	255,324	1,712	1	$248,310	7,014	3
Loans by Line of Business:
Banking	$93,766	93,501	265	—	$90,749	2,752	3
Commercial Real Estate	110,978	108,279	2,699	2	104,261	4,018	4
Markets	52,292	53,544	(1,252)	(2)	53,300	244	—
Total loans	$257,036	255,324	1,712	1	$248,310	7,014	3
Trading-related assets:
Trading account securities	$110,386	109,803	583	1	$115,937	(6,134)	(5)
Reverse repurchase agreements/securities borrowed	59,044	71,485	(12,441)	(17)	89,190	(17,705)	(20)
Derivative assets	25,315	21,986	3,329	15	12,762	9,224	72
Total trading-related assets	$194,745	203,274	(8,529)	(4)	$217,889	(14,615)	(7)
Total assets	523,344	521,514	1,830	—	520,379	1,135	—
Total deposits	189,176	234,332	(45,156)	(19)	238,651	(4,319)	(2)
Allocated capital	34,000	34,000	—	—	31,500	2,500	8

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$191,391	160,000	31,391	20	$173,985	(13,985)	(8)
Commercial real estate	92,983	84,456	8,527	10	79,451	5,005	6
Total loans	$284,374	244,456	39,918	16	$253,436	(8,980)	(4)
Loans by Line of Business:
Banking	$101,926	84,640	17,286	20	$93,117	(8,477)	(9)
Commercial Real Estate	125,926	107,207	18,719	17	103,938	3,269	3
Markets	56,522	52,609	3,913	7	56,381	(3,772)	(7)
Total loans	$284,374	244,456	39,918	16	$253,436	(8,980)	(4)
Trading-related assets:
Trading account securities	$108,697	109,311	(614)	(1)	$124,808	(15,497)	(12)
Reverse repurchase agreements/securities borrowed	55,973	57,248	(1,275)	(2)	90,077	(32,829)	(36)
Derivative assets	21,398	25,916	(4,518)	(17)	14,382	11,534	80
Total trading-related assets	$186,068	192,475	(6,407)	(3)	$229,267	(36,792)	(16)
Total assets	546,549	508,518	38,031	7	538,007	(29,489)	(5)
Total deposits	168,609	203,004	(34,395)	(17)	261,134	(58,130)	(22)
Full year 2021 vs. full year 2020
Total assets (period-end) increased reflecting higher loan balances driven by customer usage of lines of credit due to increased corporate spending.

Total deposits (average and period-end) decreased reflecting continued actions to manage under the asset cap.

Wells Fargo & Company	21

Earnings Performance (continued)
Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®. Table 8g and Table 8h provide additional information for Wealth and Investment Management.
Table 8g: Wealth and Investment Management

	Year ended December 31,
($ in millions, unless otherwise noted)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income Statement
Net interest income	$2,570	2,988	(418)	(14)%	$3,906	(918)	(24)%
Noninterest income:
Investment advisory and other asset-based fees	9,574	8,085	1,489	18	7,909	176	2
Commissions and brokerage services fees	2,010	2,078	(68)	(3)	2,170	(92)	(4)
Other	192	62	130	210	427	(365)	(85)
Total noninterest income	11,776	10,225	1,551	15	10,506	(281)	(3)
Total revenue	14,346	13,213	1,133	9	14,412	(1,199)	(8)
Net charge-offs	10	(3)	13	433	—	(3)	NM
Change in the allowance for credit losses	(105)	252	(357)	NM	2	250	NM
Provision for credit losses	(95)	249	(344)	NM	2	247	NM
Noninterest expense	11,734	10,912	822	8	12,167	(1,255)	(10)
Income before income tax expense	2,707	2,052	655	32	2,243	(191)	(9)
Income tax expense	680	514	166	32	562	(48)	(9)
Net income	$2,027	1,538	489	32	$1,681	(143)	(9)

Selected Metrics
Return on allocated capital	22.6%	17.0			18.6%
Efficiency ratio	82	83			84
Headcount (#) (period-end)	25,906	28,306		(8)	29,530		(4)
Advisory assets ($ in billions)	$964	853	111	13	$778	75	10
Other brokerage assets and deposits ($ in billions)	1,219	1,152	67	6	1,108	44	4
Total client assets ($ in billions)	$2,183	2,005	178	9	$1,886	119	6
Annualized revenue per advisor ($ in thousands) (1)	1,114	939	175	19	985	(46)	(5)
Total financial and wealth advisors (#) (period-end)	12,367	13,513		(8)	14,414		(6)

Selected Balance Sheet Data (average)
Total loans	$82,364	78,775	3,589	5	$74,986	3,789	5
Total deposits	176,562	162,476	14,086	9	139,099	23,377	17
Allocated capital	8,750	8,750	—	—	8,750	—	—

Selected Balance Sheet Data (period-end)
Total loans	$84,101	80,785	3,316	4	$77,140	3,645	5
Total deposits	192,548	175,483	17,065	10	143,830	31,653	22
NM – Not meaningful
(1)Represents annualized segment total revenue divided by average total financial and wealth advisors for the period.
Full year 2021 vs. full year 2020
Revenue increased driven by:
•higher investment advisory and other asset-based fees due to higher market valuations on WIM advisory assets; and
•higher gains on deferred compensation plan investments, which are included in other noninterest income (largely offset by personnel expense);
partially offset by:
•lower net interest income reflecting the lower interest rate environment, partially offset by higher deposit and loan balances.

Provision for credit losses decreased driven by an improved economic environment.
Noninterest expense increased due to:
•higher personnel expense driven by higher revenue-related compensation expense and higher deferred compensation expense; and
•the reversal of a software licensing liability accrual in 2020;
partially offset by:
•lower professional and outside services expense driven by efficiency initiatives to reduce our spending on consultants and contractors.
Total loans (average and period-end) increased due to higher securities-based loan balances.
Total deposits (average and period-end) increased primarily due to growth in customer balances in both The Private Bank and Wells Fargo Advisors.

22	Wells Fargo & Company

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
WIM also manages personal trust and other assets for high net worth clients, with fee income earned based on a percentage of the market value of these assets. Table 8h presents advisory assets activity by WIM line of business for the years ended December 31, 2021, 2020 and 2019. Management believes that advisory assets is a useful metric because it allows management, investors, and others to assess how changes in asset amounts may impact the generation of certain asset-based fees.
For the years ended December 31, 2021, 2020 and 2019, the average fee rate by account type ranged from 50 to 120 basis points.
Table 8h: WIM Advisory Assets

	Year ended
(in billions)	Balance, beginning of period	Inflows (1)	Outflows (2)	Market impact (3)	Balance, end of period
December 31, 2021
Client-directed (4)	$186.3	41.5	(45.0)	22.8	205.6
Financial advisor-directed (5)	211.0	48.7	(41.1)	36.9	255.5
Separate accounts (6)	174.6	31.8	(30.7)	27.6	203.3
Mutual fund advisory (7)	91.4	15.6	(15.0)	10.1	102.1
Total Wells Fargo Advisors	$663.3	137.6	(131.8)	97.4	766.5
The Private Bank (8)	189.4	40.0	(51.1)	19.7	198.0
Total WIM advisory assets	$852.7	177.6	(182.9)	117.1	964.5
December 31, 2020
Client directed (4)	$169.4	36.4	(38.2)	18.7	186.3
Financial advisor directed (5)	176.3	40.6	(33.6)	27.7	211.0
Separate accounts (6)	160.1	24.6	(27.4)	17.3	174.6
Mutual fund advisory (7)	83.7	11.3	(13.9)	10.3	91.4
Total Wells Fargo Advisors	$589.5	112.9	(113.1)	74.0	663.3
The Private Bank (8)	188.0	34.0	(45.8)	13.2	189.4
Total WIM advisory assets	$777.5	146.9	(158.9)	87.2	852.7
December 31, 2019
Client directed (4)	$151.5	33.5	(41.8)	26.2	169.4
Financial advisor directed (5)	141.9	33.9	(34.7)	35.2	176.3
Separate accounts (6)	136.4	24.2	(29.7)	29.2	160.1
Mutual fund advisory (7)	71.3	11.8	(14.1)	14.7	83.7
Total Wells Fargo Advisors	$501.1	103.4	(120.3)	105.3	589.5
Total Private Bank (8)	173.0	34.5	(43.8)	24.3	188.0
Total WIM advisory assets	$674.1	137.9	(164.1)	129.6	777.5
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
(6)Professional advisory portfolios managed by WFAM or third-party asset managers. Fees are earned based on a percentage of certain client assets.
(7)Program with portfolios constructed of load-waived, no-load and institutional share class mutual funds. Fees are earned based on a percentage of certain client assets.
(8)Discretionary and non-discretionary portfolios held in personal trusts, investment agency, or custody accounts with fees earned based on a percentage of client assets.

Wells Fargo & Company	23

Earnings Performance (continued)
Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. In addition, Corporate includes all restructuring charges related to our efficiency initiatives. See Note 22 (Restructuring Charges) to
Financial Statements in this Report for additional information on restructuring charges. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses. Table 8i,
Table 8j, and Table 8k provide additional information for Corporate.
Table 8i: Corporate – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions, unless otherwise noted)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Income Statement
Net interest income	$(1,541)	441	(1,982)	NM	$2,246	(1,805)	(80)%
Noninterest income	10,036	4,916	5,120	104%	7,550	(2,634)	(35)
Total revenue	8,495	5,357	3,138	59	9,796	(4,439)	(45)
Net charge-offs	54	166	(112)	(67)	139	27	19
Change in the allowance for credit losses	3	(638)	641	100	(1)	(637)	NM
Provision for credit losses	57	(472)	529	112	138	(610)	NM
Noninterest expense	4,387	5,716	(1,329)	(23)	4,983	733	15
Income before income tax expense (benefit)	4,051	113	3,938	NM	4,675	(4,562)	(98)
Income tax expense (benefit)	596	(670)	1,266	189	900	(1,570)	NM
Less: Net income from noncontrolling interests (1)	1,685	281	1,404	500	486	(205)	(42)
Net income	$1,770	502	1,268	253	$3,289	(2,787)	(85)

Selected Metrics
Headcount (#) (period-end) (2)	83,730	86,772		(4)	77,797		12
NM – Not meaningful
(1)Reflects results attributable to noncontrolling interests predominantly associated with the Company’s consolidated venture capital investments.
(2)Beginning in first quarter 2021, employees who were notified of displacement remained as headcount in their respective operating segment rather than included in Corporate.
Full year 2021 vs. full year 2020
Revenue increased driven by:
•higher unrealized gains on nonmarketable equity securities from our affiliated venture capital and private equity businesses, higher realized gains on the sales of equity securities, as well as lower impairment of equity securities due to improved market conditions in 2021; and
•gains on the sales of our Corporate Trust Services business, our student loan portfolio, and WFAM;
partially offset by:
•lower net interest income reflecting the lower interest rate environment, unfavorable hedge ineffectiveness accounting results, and lower loan balances;
•lower gains on debt securities from sales of agency MBS and municipal bonds, partially offset by higher gains on sales of corporate and other debt securities;
•lower asset-based fees due to the sale of WFAM on November 1, 2021;
•lower lease income driven by a $268 million impairment of certain rail cars in our rail car leasing business used for the transportation of coal products; and
•higher valuation losses related to the retained litigation risk, including the timing and amount of final settlement, associated with shares of Visa Class B common stock that we previously sold.
Provision for credit losses increased due to a reduction in the allowance for credit losses in 2020 as a result of the reclassification of our student loan portfolio to loans held for sale, partially offset by an improved economic environment.
Noninterest expense decreased due to:
•lower restructuring charges; and
•lower expenses related to divested businesses;
partially offset by:
•higher incentive compensation expense, including the impact of higher market valuations on stock-based compensation;
•higher deferred compensation expense; and
•a write-down of goodwill in 2021 related to the sale of our student loan portfolio.

Corporate includes our rail car leasing business, which had long-lived operating lease assets (as a lessor) of $5.1 billion, which was net of $2.1 billion of accumulated depreciation, as of December 31, 2021. The average age of our rail cars is 22 years and the rail cars are typically leased under short-term leases of 3 to 5 years. Our three largest concentrations, which represented 55% of our rail car fleet as of December 31, 2021, were rail cars used for the transportation of agricultural grain, coal, and cement/sand products.
In 2021, we observed that a decline in the market led to continued weakening demand for certain rail cars used for the transportation of coal products. We expect that both utilization and rental rates for these leased rail cars may remain low in future periods and, therefore, we recognized an impairment charge related to these leased rail cars of $268 million in fourth quarter 2021 as an offset to our lease income, which is included in noninterest income. We believe no other classes of rail cars were impaired as of December 31, 2021. Additional impairment may result in the future based on changing economic and market conditions affecting the long-term demand and utility of specific types of rail cars. Our assumptions for impairment are sensitive to estimated utilization and rental rates, as well as the estimated

24	Wells Fargo & Company

economic life of the leased asset. For additional information on the accounting for impairment of operating lease assets, see Note 1 (Summary of Significant Accounting Policies) and Note 5 (Leasing Activity) to Financial Statements in this Report.
In addition, Corporate includes assets under management (AUM) and assets under administration (AUA) for Institutional
Retirement and Trust (IRT) client assets of $19 billion and $582 billion, respectively, at December 31, 2021, which we continue to administer at the direction of the buyer pursuant to a transition services agreement. The transition services agreement terminates in June 2022.
Table 8j: Corporate – Balance Sheet

	Year ended December 31,
(in millions)	2021	2020	$ Change 2021/ 2020	% Change 2021/ 2020	2019	$ Change 2020/ 2019	% Change 2020/ 2019
Selected Balance Sheet Data (average)
Cash, cash equivalents, and restricted cash	$236,124	183,420	52,704	29%	$130,532	52,888	41%
Available-for-sale debt securities	181,841	221,493	(39,652)	(18)	252,099	(30,606)	(12)
Held-to-maturity debt securities	244,735	172,755	71,980	42	147,303	25,452	17
Equity securities	12,720	12,445	275	2	13,188	(743)	(6)
Total loans	9,766	19,790	(10,024)	(51)	18,540	1,250	7
Total assets	743,089	675,250	67,839	10	623,075	52,175	8
Total deposits	40,066	78,172	(38,106)	(49)	119,638	(41,466)	(35)

Selected Balance Sheet Data (period-end)
Cash, cash equivalents, and restricted cash	$209,696	235,262	(25,566)	(11)	$111,408	123,854	111
Available-for-sale debt securities	165,926	208,694	(42,768)	(20)	250,801	(42,107)	(17)
Held-to-maturity debt securities	269,285	204,858	64,427	31	153,142	51,716	34
Equity securities	16,549	10,305	6,244	61	13,770	(3,465)	(25)
Total loans	9,997	10,623	(626)	(6)	21,906	(11,283)	(52)
Total assets	721,335	728,667	(7,332)	(1)	610,673	117,994	19
Total deposits	32,220	53,037	(20,817)	(39)	102,429	(49,392)	(48)
Full year 2021 vs. full year 2020
Total assets (average) increased due to:
•an increase in cash, cash equivalents, and restricted cash managed by corporate treasury as a result of an increase in deposits from the reportable operating segments; and
•an increase in held-to-maturity debt securities related to portfolio rebalancing to manage liquidity and interest rate risk;
partially offset by:
•a decline in available-for-sale debt securities related to portfolio rebalancing to manage liquidity and interest rate risk; and
•a decline in loans due to the sale of our student loan portfolio.
Total assets (period-end) decreased modestly reflecting the timing of cash deployment by our investment portfolio near the end of 2021, partially offset by an increase in equity securities related to our affiliated venture capital business.

Total deposits (average and period-end) decreased reflecting actions taken to manage under the asset cap.

Wells Fargo & Company	25

Earnings Performance (continued)
Wells Fargo Asset Management (WFAM) Assets Under Management On November 1, 2021 we closed our previously announced agreement to sell WFAM. Prior to the sale, we earned investment advisory and other asset-based fees from managing and administering assets through WFAM, which offered Wells Fargo proprietary mutual funds and managed institutional separate accounts. Generally, we earned fees from AUM where we had discretionary management authority over the investments and generated fees as a percentage of the market value of the AUM. WFAM assets under management consisted of equity, alternative, balanced, fixed income, money market, and stable value, and included client assets that were managed or sub-advised on behalf of other Wells Fargo lines of business. Table 8k presents WFAM AUM activity for the years ended December 31, 2021, 2020 and 2019. Management believes that AUM is a useful metric because it allows management, investors, and others to assess how changes in asset amounts may impact the generation of certain asset-based fees.

Table 8k: WFAM Assets Under Management

	Year ended
(in billions)	Balance, beginning of period	Inflows (1)	Outflows (2)	Market impact (3)	Sale of WFAM on November 1, 2021	Balance, end of period
December 31, 2021
Money market funds (4)	$197.4	—	(6.3)	—	(191.1)	—
Other assets managed	405.6	69.3	(90.5)	11.6	(396.0)	—
Total WFAM assets under management	$603.0	69.3	(96.8)	11.6	(587.1)	—
December 31, 2020
Money market funds (4)	$130.6	66.8	—	—	—	197.4
Other assets managed	378.2	101.3	(104.7)	30.8	—	405.6
Total WFAM assets under management	$508.8	168.1	(104.7)	30.8	—	603.0
December 31, 2019
Money market funds (4)	$112.4	18.2	—	—	—	130.6
Other assets managed	353.5	75.1	(86.1)	35.7	—	378.2
Total WFAM assets under management	$465.9	93.3	(86.1)	35.7	—	508.8
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

26	Wells Fargo & Company

Balance Sheet Analysis
At December 31, 2021, our assets totaled $1.95 trillion, down $4.8 billion from December 31, 2020.
The following discussion provides additional information about the major components of our consolidated balance sheet. See the “Capital Management” section in this Report for information on changes in our equity.
Available-for-Sale and Held-to-Maturity Debt Securities
Table 9: Available-for-Sale and Held-to-Maturity Debt Securities

	December 31, 2021				December 31, 2020
($ in millions)	Amortized cost, net (1)	Net unrealized gains	Fair value	Weighted average expected maturity (yrs)	Amortized cost, net (1)	Net unrealized gains	Fair value	Weighted average expected maturity (yrs)
Available-for-sale (2)	175,463	1,781	177,244	5.2	215,533	4,859	220,392	4.5
Held-to-maturity (3)	272,022	364	272,386	6.3	205,720	6,587	212,307	4.5
Total	$447,485	2,145	449,630	n/a	421,253	11,446	432,699	n/a
(1)Represents amortized cost of the securities, net of the allowance for credit losses of $8 million and $28 million related to available-for-sale debt securities and $96 million and $41 million related to held-to-maturity debt securities at December 31, 2021 and 2020, respectively.
(2)Available-for-sale debt securities are carried on the consolidated balance sheet at fair value.
(3)Held-to-maturity debt securities are carried on the consolidated balance sheet at amortized cost, net of the allowance for credit losses.
Table 9 presents a summary of our portfolio of investments in available-for-sale (AFS) and held-to-maturity (HTM) debt securities. The size and composition of our AFS and HTM debt securities is dependent upon the Company’s liquidity and interest rate risk management objectives. The AFS debt securities portfolio can be used to meet funding needs that arise in the normal course of business or due to market stress. Changes in our interest rate risk profile may occur due to changes in overall economic or market conditions, which could influence loan origination demand, prepayment rates, or deposit balances and mix. In response, the AFS debt securities portfolio can be rebalanced to meet the Company’s interest rate risk management objectives. In addition to meeting liquidity and interest rate risk management objectives, the AFS and HTM debt securities portfolios may provide yield enhancement over other short-term assets. See the “Risk Management – Asset/Liability Management” section in this Report for additional information on liquidity and interest rate risk.
The AFS debt securities portfolio predominantly consists of liquid, high-quality U.S. Treasury and federal agency debt, and agency MBS. The portfolio also includes securities issued by U.S. states and political subdivisions and highly rated collateralized loan obligations (CLOs).
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
The amortized cost, net of the allowance for credit losses, of AFS and HTM debt securities increased from December 31, 2020. We continued to purchase AFS and HTM debt securities, including HTM debt securities through securitizations of LHFS, which more than offset portfolio runoff and AFS debt security sales. In addition, we transferred $56.0 billion of AFS debt securities to HTM debt securities in 2021 due to actions taken to reposition the overall portfolio for capital management purposes.
The total net unrealized gains on AFS and HTM debt securities decreased from December 31, 2020, driven by higher interest rates.
At December 31, 2021, 98% of the combined AFS and HTM debt securities portfolio was rated AA- or above. Ratings are based on external ratings where available and, where not available, based on internal credit grades. See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report for additional information on AFS and HTM debt securities, including a summary of debt securities by security type.

Wells Fargo & Company	27

Balance Sheet Analysis (continued)

Loan Portfolios
Table 10 provides a summary of total outstanding loans by portfolio segment. Commercial loans increased from December 31, 2020, predominantly due to an increase in the commercial and industrial loan portfolio, driven by higher loan demand resulting in increased originations and loan draws, partially offset by paydowns and PPP loan forgiveness. Consumer loans decreased from December 31, 2020, predominantly driven by a decrease in the residential mortgage – first lien portfolio due to loan paydowns reflecting the low interest rate environment and the transfer of $17.8 billion of first lien mortgage loans to loans held for sale (LHFS) substantially all of which related to the sales of loans purchased from GNMA loan securitization pools in prior periods, partially offset by originations of $72.6 billion.
Table 10: Loan Portfolios

(in millions)	December 31, 2021	December 31, 2020
Commercial	$513,120	478,417
Consumer	382,274	409,220
Total loans	$895,394	887,637
Change from prior year-end	$7,757	(74,628)
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
Table 11 shows contractual maturities by class of loan and the distribution by changes in interest rates for loans with a contractual maturity greater than one year. Nonaccrual loans and loans with indeterminate maturities have been classified as maturing within one year.
Table 11: Loan Maturities

	December 31, 2021
	Loan maturities					Loans maturing after one year
(in millions)	Within one year	After one year through five years	After five years through fifteen years	After fifteen years	Total	Fixed interest rates	Floating/variable interest rates
Commercial:
Commercial and industrial	$127,237	199,907	22,510	782	350,436	22,827	200,372
Real estate mortgage	27,847	74,775	23,329	1,782	127,733	20,283	79,603
Real estate construction	8,147	11,541	394	10	20,092	254	11,691
Lease financing	3,519	10,178	1,083	79	14,859	11,340	—
Total commercial	166,750	296,401	47,316	2,653	513,120	54,704	291,666
Consumer:
Residential mortgage – first lien	10,489	28,557	82,159	121,065	242,270	163,105	68,676
Residential mortgage – junior lien	1,018	968	2,567	12,065	16,618	4,299	11,301
Credit card	38,453	—	—	—	38,453	—	—
Auto	13,034	40,120	3,505	—	56,659	43,625	—
Other consumer	25,148	2,846	252	28	28,274	2,465	661
Total consumer	88,142	72,491	88,483	133,158	382,274	213,494	80,638
Total loans	$254,892	368,892	135,799	135,811	895,394	268,198	372,304

28	Wells Fargo & Company

Deposits
Deposits increased from December 31, 2020, reflecting:
•higher levels of liquidity and savings for consumer customers reflecting government stimulus programs and payment deferral programs, as well as continued economic uncertainty associated with the COVID-19 pandemic;
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
Table 12: Deposits

($ in millions)	Dec 31, 2021	% of total deposits	Dec 31, 2020	% of total deposits	% Change
Noninterest-bearing demand deposits	$527,748	36%	$467,068	33%	13
Interest-bearing demand deposits	465,887	31	447,446	32	4
Savings deposits	439,600	30	404,935	29	9
Time deposits	29,461	2	49,775	4	(41)
Interest-bearing deposits in non-U.S. offices	19,783	1	35,157	2	(44)
Total deposits	$1,482,479	100%	$1,404,381	100%	6
As of December 31, 2021 and 2020, total deposits that exceed FDIC insurance limits, or are otherwise uninsured, were estimated to be $590 billion and $560 billion, respectively. Estimated uninsured domestic deposits reflect amounts disclosed in the U.S. regulatory reports of our subsidiary banks, with adjustments for amounts related to consolidated subsidiaries. All non-U.S. deposits are treated for these purposes as uninsured.
Table 13 presents the contractual maturities of estimated time deposits that exceed FDIC insurance limits, or are otherwise uninsured. All non-U.S. time deposits are uninsured.
Table 13: Uninsured Time Deposits by Maturity

(in millions)	Three months or less	After three months through six months	After six months through twelve months	After twelve months	Total
December 31, 2021
Domestic time deposits	$2,866	491	467	773	4,597
Non-U.S. time deposits	316	235	—	—	551
Total	$3,182	726	467	773	5,148

Wells Fargo & Company	29

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
Guarantees and Other Arrangements
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby and direct pay letters of credit, written options, recourse obligations, exchange and clearing house guarantees, indemnifications, and other types of similar arrangements. For additional information, see Note 13 (Guarantees and Other Commitments) to Financial Statements in this Report.

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

30	Wells Fargo & Company

Risk Management
Wells Fargo manages a variety of risks that can significantly affect our financial performance and our ability to meet the expectations of our customers, shareholders, regulators and other stakeholders.

Risk is Part of our Business Model. Risk is the possibility of an event occurring that could adversely affect the Company’s ability to achieve its strategic or business objectives. The Company routinely takes risks to achieve its business goals and to serve its customers. These risks include financial risks, such as interest rate, credit, liquidity, and market risks, and non-financial risks, such as operational risk, which includes compliance and model risks, and strategic and reputation risks.

Risk Profile. The Company’s risk profile is an assessment of the aggregate risks associated with the Company’s exposures and business activities after taking into consideration risk management effectiveness. The Company monitors its risk profile, and the Board reviews risk profile reports and analysis.

Risk Capacity. Risk capacity is the maximum level of risk that the Company could assume given its current level of resources before triggering regulatory and other constraints on its capital and liquidity needs.

Risk Appetite. Risk appetite is the amount of risk, within its risk capacity, the Company is comfortable taking given its current level of resources. Risk appetite is articulated in our Statement of Risk Appetite, which establishes acceptable risks and at what level and includes risk appetite principles. The Company’s Statement of Risk Appetite is defined by senior management, approved at least annually by the Board, and helps guide the Company’s business and risk leaders. The Company continuously monitors its risk appetite, and the Board reviews reports which include risk appetite information and analysis.

Risk and Strategy. The Chief Executive Officer (CEO) drives the Company’s strategic planning process, which identifies the Company’s most significant opportunities and challenges, develops options to address them, and evaluates the risks and trade-offs of each. The Company’s risk profile, risk capacity, risk appetite, and risk management effectiveness are considered in the strategic planning process, which is closely linked with the Company’s capital planning process. The Company’s Independent Risk Management (IRM) organization participates in strategic planning, providing challenge to and independent assessment of the risks associated with strategic initiatives. IRM also independently assesses and challenges the impact of the strategic plan on risk capacity, risk appetite, and risk management effectiveness at the principal lines of business, enterprise functions, and aggregate Company level. After review, the strategic plan is presented to the Board each year with IRM’s evaluation.

Risk and Climate Change. The Company is committed to helping mitigate the impacts of climate change related to its activities and to partner with key stakeholders, including communities and customers, to do the same. The Company expects that climate change will increasingly impact the risk types it manages, and the Company will continue to integrate climate considerations into its risk management framework as its understanding of climate change and risks driven by it evolve.
Risk is Managed by Everyone. Every employee, in the course of their daily activities, creates risk and is responsible for managing risk. Every employee has a role to play in risk management, including establishing and maintaining the Company’s control environment. Every employee must comply with applicable laws, regulations, and Company policies.
Risk and Culture. Senior management sets the tone at the top by supporting a strong culture, defined by the Company’s expectations, that guides how employees conduct themselves and make decisions. The Board holds senior management accountable for establishing and maintaining this culture and for effectively managing risk. Senior management expects employees to speak up when they see something that could cause harm to the Company’s customers, communities, employees, shareholders, or reputation. Because risk management is everyone’s responsibility, all employees are empowered to and expected to challenge risk decisions when appropriate and to escalate their concerns when they have not been addressed. The Company’s performance management and incentive compensation programs are designed to establish a balanced framework for risk and reward under core principles that employees are expected to know and practice. The Board, through its Human Resources Committee, plays an important role in overseeing and providing credible challenge to the Company’s performance management and incentive compensation programs. Effective risk management is a central component of employee performance evaluations.

Risk Management Framework. The Company’s risk management framework sets forth the Company’s core principles for managing and governing its risk. It is approved by the Board’s Risk Committee and reviewed and updated annually. Many other documents and policies flow from its core principles.

Wells Fargo’s top priority is to strengthen our company by building an appropriate risk and control infrastructure. We continue to enhance our risk management programs, including our operational and compliance risk management as required by the FRB’s February 2, 2018, and the CFPB/OCC’s April 20, 2018, consent orders.
Risk Governance
Role of the Board. The Board oversees the Company’s business, including its risk management. It assesses senior management’s performance and holds senior management accountable for maintaining and adhering to an effective risk management program.

Board Committee Structure. The Board carries out its risk oversight responsibilities directly and through its committees. The Risk Committee reviews and approves the Company’s risk management framework and oversees management’s implementation of the framework, including how the Company manages and governs risk. The Risk Committee also oversees the Company’s adherence to its risk appetite. In addition, the Risk Committee supports the stature, authority and independence of IRM and oversees and receives reports on its operation. The Chief Risk Officer (CRO) reports functionally to the Risk Committee and administratively to the CEO.

Wells Fargo & Company	31

Risk Management (continued)
Management Committee Structure. The Company has established management committees, including those focused on risk, that support management in carrying out its governance and risk management responsibilities. One type of management committee is a governance committee, which is a decision-making body that operates for a particular purpose and may report to a Board committee.
Each management governance committee, in accordance with its charter, is expected to discuss, document, and make decisions regarding high priority and significant risks, emerging risks, risk acceptances, and risks and issues escalated to it; review and monitor progress related to critical and high-risk issues and remediation efforts, including lessons learned; and report key challenges, decisions, escalations, other actions, and open issues as appropriate.
Table 14 presents, as of December 31, 2021, the structure of the Company’s Board committees and management governance committees reporting to a Board committee, including relevant reporting and escalation paths.
Table 14: Board and Management-level Governance Committee Structure

Wells Fargo & Company

Audit Committee (1)	Finance Committee	Corporate Responsibility Committee	Risk Committee	Governance & Nominating Committee	Human Resources Committee

Management Governance Committees

Disclosure Committee	Capital Management Committee	Allowance for Credit Losses Approval Governance Committee	Enterprise Risk & Control Committee	Incentive Compensation and Performance Management Committee

Regulatory and Risk Reporting Oversight Committee	Corporate Asset/Liability Committee	Risk and Control Committees

Recovery and Resolution Committee	Risk Type Committees

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
Management Governance Committees Reporting to the Risk Committee of the Board. The Enterprise Risk & Control Committee (ERCC) is a decision-making and escalation body that governs the management of all risk types. The ERCC receives information about risk and control issues, addresses escalated risks and issues, and actively oversees risk controls. The ERCC also makes decisions related to significant risks and changes to the Company’s risk appetite. The Risk Committee receives regular updates from the ERCC chairs and senior management regarding current and emerging risks and senior management’s assessment of the effectiveness of the Company’s risk management program.
The ERCC is co-chaired by the CEO and CRO, and its membership is comprised of principal line of business and certain enterprise function heads. The Chief Auditor or a designee attends all meetings of the ERCC. The ERCC has a direct escalation path to the Risk Committee. The ERCC also escalates certain human capital risks and issues to the Human Resources Committee. In addition, the CRO may escalate anything directly to the Board. Risks and issues are escalated to the ERCC in accordance with the Company’s escalation management policy.
Each principal line of business and enterprise function has a risk and control committee, which is a management governance committee with a mandate that aligns with the ERCC but with its scope limited to the respective principal line of business or enterprise function. These committees focus on and consider risks that the respective principal line of business or enterprise function generate and manage, and the controls the principal line of business or enterprise function are expected to have in place.
As a complement to these risk and control committees, management governance committees dedicated to specific risk types and risk topics also report to the ERCC to enable more comprehensive governance of risks.

Risk Operating Model – Roles and Responsibilities
The Company has three lines of defense for managing risk: the Front Line, Independent Risk Management, and Internal Audit.
•Front Line The Front Line, which comprises principal line of business and certain enterprise function activities, is the first line of defense. The Front Line is responsible for understanding the risks generated by its activities, applying adequate controls, and managing risk in the course of its business activities. The Front Line identifies, measures and assesses, controls, monitors, and reports on risk generated by or associated with its business activities and balances risk and reward in decision making while operating within the Company’s risk appetite.
•Independent Risk Management IRM is the second line of defense. It establishes and maintains the Company’s risk management program and provides oversight, including challenge to and independent assessment of, the Front Line’s execution of its risk management responsibilities.

32	Wells Fargo & Company

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
At the management level, Operational Risk Management, which is part of IRM, has oversight responsibility for operational risk. Operational Risk Management reports to the CRO and provides periodic reports related to operational risk to the Board’s Risk Committee. Operational Risk Management’s oversight responsibilities include change management risk, human capital risk, technology risk, third-party risk, information management risk, information security risk, data management risk, and fraud risk.
Information security is a significant operational risk for financial institutions such as Wells Fargo and includes the risk arising from unauthorized access, use, disclosure, disruption, modification, or destruction of information or information systems. The Board is actively engaged in the oversight of the Company’s information security risk management and cyber defense programs. The Board’s Risk Committee has primary oversight responsibility for information security risk and approves the Company’s information security program, which includes the information security policy and the cyber defense program. A Technology Subcommittee of the Risk Committee assists the Risk Committee in providing oversight of technology, information security, and cybersecurity risks as well as data management risk. The Technology Subcommittee reviews and recommends to the Risk Committee for approval any significant programs and/or policies supporting information security risk (including cybersecurity risk), technology risk, and data management risk.
Wells Fargo and other financial institutions, as well as their third- party service providers, continue to be the target of various evolving and adaptive cyber attacks, including malware, ransomware, other malicious software intended to exploit hardware or software vulnerabilities, phishing, credential validation, and distributed denial-of-service, in an effort to disrupt the operations of financial institutions, test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. Cyber attacks have also focused on targeting online applications and services, such as online banking, as well as cloud-based and other products and services provided by third parties, and have targeted the infrastructure of the internet causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. Wells Fargo is also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity and other information security threats. See the “Risk Factors” section in this Report for additional information regarding the risks associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyber attacks.
Compliance Risk Management
Compliance risk (a type of operational risk) is the risk resulting from the failure to comply with laws (legislation, regulations and rules) and regulatory guidance, and the failure to appropriately address associated impact, including to customers. Compliance risk encompasses violations of applicable internal policies, program requirements, procedures, and standards related to ethical principles applicable to the banking industry.
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
Model Risk Management
Model risk (a type of operational risk) is the risk arising from the potential for adverse consequences from decisions made based on model output that may be incorrect or used inappropriately.
The Board’s Risk Committee has primary oversight responsibility for model risk. As part of its oversight responsibilities, the Board’s Risk Committee oversees the Company’s model risk management policy, model governance, model performance, model issue remediation status, and adherence to model risk appetite metrics.

Wells Fargo & Company	33

Risk Management (continued)
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
Credit Risk Management
We define credit risk as the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Credit risk exists with many of the Company’s assets and exposures such as loans, debt securities, and certain derivatives.
The Board’s Risk Committee has primary oversight responsibility for credit risk. A Credit Subcommittee of the Risk Committee assists the Risk Committee in providing oversight of credit risk. At the management level, Credit Risk, which is part of IRM, has oversight responsibility for credit risk. Credit Risk reports to the CRO and supports periodic reports related to credit risk provided to the Board’s Risk Committee or its Credit Subcommittee.

Loan Portfolio Our loan portfolios represent the largest component of assets on our consolidated balance sheet for which we have credit risk. Table 15 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 15: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

(in millions)	Dec 31, 2021	Dec 31, 2020
Commercial:
Commercial and industrial	$350,436	318,805
Real estate mortgage	127,733	121,720
Real estate construction	20,092	21,805
Lease financing	14,859	16,087
Total commercial	513,120	478,417
Consumer:
Residential mortgage – first lien	242,270	276,674
Residential mortgage – junior lien	16,618	23,286
Credit card	38,453	36,664
Auto	56,659	48,187
Other consumer	28,274	24,409
Total consumer	382,274	409,220
Total loans	$895,394	887,637
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
•Counterparty credit risk;
•Economic and market conditions;
•Legislative or regulatory mandates;
•Changes in interest rates;
•Merger and acquisition activities; and
•Reputation risk.

In addition, the Company will continue to integrate climate considerations into its credit risk management activities.
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

34	Wells Fargo & Company

Credit Quality Overview  Credit quality in 2021 reflected continued improvement in the economic environment. In particular:
•Nonaccrual loans were $7.2 billion at December 31, 2021, down from $8.7 billion at December 31, 2020. Commercial nonaccrual loans decreased to $2.4 billion at December 31, 2021, compared with $4.8 billion at December 31, 2020, and consumer nonaccrual loans increased to $4.8 billion at December 31, 2021, compared with $3.9 billion at December 31, 2020. Nonaccrual loans represented 0.81% of total loans at December 31, 2021, compared with 0.98% at December 31, 2020.
•Net loan charge-offs as a percentage of our average commercial and consumer loan portfolios were 0.06% and 0.33%, respectively, in 2021, compared with 0.31% and 0.39%, respectively, in 2020.
•Loans that are not government insured/guaranteed and 90 days or more past due and still accruing were $235 million and $424 million in our commercial and consumer portfolios, respectively, at December 31, 2021, compared with $78 million and $612 million at December 31, 2020.
•Our provision for credit losses for loans was $(4.2) billion in 2021, compared with $14.0 billion in 2020.
•The ACL for loans decreased to $13.8 billion, or 1.54% of total loans, at December 31, 2021, compared with $19.7 billion, or 2.22%, at December 31, 2020.

Additional information on our loan portfolios and our credit quality trends follows.
COVID-Related Lending Accommodations During 2021, we provided customers with residential mortgage loan payment deferrals of up to 18 months in response to the COVID-19 pandemic. At December 31, 2021, approximately $1.1 billion of unpaid principal balance related to residential mortgage loans, excluding those insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA), remained in a deferral period.
Based on guidance in the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by federal banking regulators in April 2020 (the Interagency Statement), both of which we elected to apply, loan modifications related to COVID-19 and that meet certain other criteria are exempt from troubled debt restructuring (TDR) classification. The TDR relief provided by the CARES Act guidance is no longer available after January 1, 2022; however, certain COVID-related lending accommodations may continue to be eligible for TDR relief under the Interagency Statement. At December 31, 2021, the majority of residential mortgage loans that were in a deferral period, excluding those that were government insured/guaranteed, met the criteria for TDR relief and were therefore not classified as TDRs.
Customers who were current prior to entering the deferral period and confirmed their ability to return to their contractual loan payments upon exiting the deferral period will remain on accrual status. Customers who are unable to resume making their contractual loan payments upon exiting the deferral period are generally placed on nonaccrual status until they perform for a period of time. Such customers may require further assistance after exiting from these deferral programs and may receive or be eligible to receive modifications, or may be charged-off in accordance with our policies. For additional information about our COVID-related modifications, see Note 1 (Summary of
Significant Accounting Policies) to Financial Statements in this Report.

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
We had $13.0 billion of the commercial and industrial loans and lease financing portfolio internally classified as criticized in accordance with regulatory guidance at December 31, 2021, compared with $19.3 billion at December 31, 2020. The change was driven by decreases in the oil, gas and pipelines, retail, transportation services, and entertainment and recreation industries, as these industries continue to recover from the effects of the COVID-19 pandemic.
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
The portfolio increased at December 31, 2021, compared with December 31, 2020, driven by higher loan demand resulting in increased originations and loan draws, partially offset by paydowns and PPP loan forgiveness. Table 16 provides our commercial and industrial loans and lease financing by industry. The industry categories are based on the North American Industry Classification System.

Wells Fargo & Company	35

Risk Management – Credit Risk Management (continued)

Table 16: Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2021				December 31, 2020
($ in millions)	Nonaccrual loans	Total portfolio	% of total loans	Total commitments (1)	Nonaccrual loans	Total portfolio	% of total loans	Total commitments (1)
Financials except banks	$104	142,283	16%	$236,435	$160	117,726	13%	$206,999
Technology, telecom and media	64	23,345	3	63,551	144	23,061	3	56,500
Real estate and construction	78	25,035	3	56,278	133	23,113	3	51,526
Equipment, machinery and parts manufacturing	24	18,130	2	43,778	81	18,158	2	41,332
Retail	27	17,645	2	41,447	94	17,393	2	41,669
Materials and commodities	32	14,684	2	36,704	39	12,071	1	33,879
Food and beverage manufacturing	7	13,242	1	30,903	17	12,401	1	28,908
Health care and pharmaceuticals	24	12,847	1	29,057	145	15,322	2	32,154
Oil, gas and pipelines	197	8,828	*	29,010	953	10,471	1	30,055
Auto related	31	10,629	1	25,772	79	11,817	1	25,034
Commercial services	78	10,492	1	24,804	107	10,284	1	24,442
Utilities	77	6,982	*	22,428	2	5,031	*	18,564
Diversified or miscellaneous	3	7,493	*	19,395	7	5,437	*	14,717
Entertainment and recreation	23	9,907	1	17,943	263	9,884	1	17,551
Insurance and fiduciaries	1	3,387	*	17,521	2	3,297	*	14,334
Banks	—	16,178	2	16,615	—	12,789	1	13,842
Transportation services	288	8,162	*	14,775	573	9,236	1	15,531
Agribusiness	35	6,086	*	11,701	81	6,314	*	11,642
Government and education	5	5,863	*	11,358	9	5,464	*	11,065
Other (2)	30	4,077	*	20,112	68	5,623	*	23,315
Total	$1,128	365,295	41%	$769,587	$2,957	334,892	33%	$713,059
*Less than 1%.
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit.
(2)No other single industry had total loans in excess of $3.1 billion and $3.8 billion at December 31, 2021 and 2020, respectively.
Loans to financials except banks, our largest industry concentration, is predominantly comprised of loans to investment firms, financial vehicles, nonbank creditors, rental and leasing companies, securities firms, and investment banks. We had $93.6 billion and $80.0 billion of loans originated by our Asset Backed Finance (ABF) and Financial Institution Group (FIG) lines of business at December 31, 2021 and 2020, respectively. These loans include: (i) loans to customers related to their subscription or capital calls, (ii) loans to nonbank lenders collateralized by commercial loans, and (iii) loans to originators or servicers of financial assets collateralized by residential real estate or other consumer loans such as credit cards, auto loans and leases, student loans and other financial assets eligible for the securitization market. These ABF and FIG loans are limited to a percentage of the value of the underlying financial assets considering underlying credit risk, asset duration, and ongoing performance. These ABF and FIG loans may also have other features to manage credit risk such as cross-collateralization, credit enhancements, and contractual re-margining of collateral supporting the loans. In addition, loans to financials except banks included collateralized loan obligations (CLOs) in loan form, all of which were rated AA or above, of $8.1 billion and $7.9 billion at December 31, 2021 and 2020, respectively.
Oil, gas and pipelines loans included $5.8 billion and $7.5 billion of senior secured loans outstanding at December 31, 2021 and 2020, respectively. Oil, gas and pipelines nonaccrual loans decreased at December 31, 2021, compared with December 31, 2020, driven by loan paydowns.
We continue to perform enhanced credit monitoring for certain industries that we consider to be directly and most adversely affected by the COVID-19 pandemic.
Our commercial and industrial loans and lease financing portfolio also includes non-U.S. loans of $78.0 billion and $63.8 billion at December 31, 2021 and 2020, respectively.
Significant industry concentrations of non-U.S. loans at December 31, 2021 and 2020, respectively, included:
•$46.7 billion and $36.2 billion in the financials except banks category;
•$15.9 billion and $12.8 billion in the banks category; and
•$1.7 billion and $1.6 billion in the oil, gas and pipelines category.
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

36	Wells Fargo & Company

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

COMMERCIAL REAL ESTATE (CRE)  We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings. We had $13.1 billion of CRE mortgage loans classified as criticized at December 31, 2021, compared with $12.0 billion at December 31, 2020, and $1.7 billion of CRE construction loans classified as criticized at December 31, 2021, compared with $1.6 billion at December 31, 2020. The increase in criticized CRE mortgage and construction loans was driven by the hotel/motel, apartment, and institutional property types and reflected the economic impact of the COVID-19 pandemic. Due to uncertainty in the recovery from the economic impacts of the COVID-19 pandemic, the credit quality of certain property types within our CRE loan portfolio, such as retail, hotel/motel, office buildings, and shopping centers, could continue to be adversely affected.
The total CRE loan portfolio increased $4.3 billion from December 31, 2020, driven by an increase in CRE mortgage loans predominantly related to apartments, 1-4 family structure, hotel/motel, and industrial property types, partially offset by a decrease in CRE construction loans. The CRE loan portfolio included $8.7 billion of non-U.S. CRE loans at December 31, 2021. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of CRE loans are in California, New York, Texas, and Florida, which combined represented 48% of the total CRE portfolio. The largest property type concentrations are office buildings at 25% and apartments at 22% of the portfolio.
Table 17 summarizes CRE loans by state and property type with the related nonaccrual totals at December 31, 2021.

Table 17: CRE Loans by State and Property Type

	December 31, 2021
	Real estate mortgage		Real estate construction		Total		% of total loans
($ in millions)	Nonaccrual loans	Total portfolio	Nonaccrual loans	Total portfolio	Nonaccrual loans	Total portfolio
By state:
California	$187	31,007	2	3,661	189	34,668	4%
New York	132	13,283	2	2,353	134	15,636	2
Texas	88	9,456	—	1,149	88	10,605	1
Florida	98	9,086	1	1,349	99	10,435	1
Washington	84	4,121	—	1,180	84	5,301	*
Arizona	45	4,712	—	334	45	5,046	*
North Carolina	5	4,124	—	631	5	4,755	*
Georgia	13	4,324	—	338	13	4,662	*
Illinois	15	3,563	—	479	15	4,042	*
New Jersey	47	2,809	—	816	47	3,625	*
Other (1)	521	41,248	8	7,802	529	49,050	5
Total	$1,235	127,733	13	20,092	1,248	147,825	17%
By property:
Office buildings	$133	33,657	1	3,079	134	36,736	4%
Apartments	13	24,663	—	7,238	13	31,901	4
Industrial/warehouse	78	16,086	—	1,628	78	17,714	2
Hotel/motel	254	11,261	—	1,503	254	12,764	1
Retail (excluding shopping center)	132	12,352	3	98	135	12,450	1
Shopping center	422	9,554	—	894	422	10,448	1
Institutional	50	5,344	1	2,399	51	7,743	*
Mixed use properties	80	5,321	1	982	81	6,303	*
Collateral pool	—	3,308	—	201	—	3,509	*
1-4 family structure	—	8	—	1,049	—	1,057	*
Other	73	6,179	7	1,021	80	7,200	*
Total	$1,235	127,733	13	20,092	1,248	147,825	17%
*    Less than 1%.
(1)Includes 40 states; no state in Other had loans in excess of $3.6 billion.
NON-U.S. LOANS Our classification of non-U.S. loans is based on whether the borrower’s primary address is outside of the United States. At December 31, 2021, non-U.S. loans totaled $86.9 billion, representing approximately 10% of our total consolidated loans outstanding, compared with $72.9 billion, or approximately 8% of our total consolidated loans outstanding, at December 31, 2020. Non-U.S. loans were approximately 4% of our total consolidated assets at both December 31, 2021, and December 31, 2020.

COUNTRY RISK EXPOSURE Our country risk monitoring process incorporates centralized monitoring of economic, political, social, legal, and transfer risks in countries where we do or plan to do business, along with frequent dialogue with our customers,

Wells Fargo & Company	37

Risk Management – Credit Risk Management (continued)

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
Our largest single country exposure outside the U.S. at December 31, 2021, was the United Kingdom, which totaled $36.0 billion, or approximately 2% of our total assets, and included $7.9 billion of sovereign claims. Our United Kingdom sovereign claims arise from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.
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
Table 18: Select Country Exposures

	December 31, 2021
	Lending and deposits		Securities		Derivatives and other		Total exposure
($ in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non- sovereign (1)	Total
Top 20 country exposures:
United Kingdom	$7,912	24,793	—	978	1	2,365	7,913	28,136	36,049
Canada	1	17,347	—	145	7	364	8	17,856	17,864
Cayman Islands	—	6,971	—	—	—	95	—	7,066	7,066
Ireland	557	4,904	—	185	—	68	557	5,157	5,714
Guernsey	—	4,193	—	—	—	60	—	4,253	4,253
Bermuda	—	3,877	—	68	—	63	—	4,008	4,008
Luxembourg	—	3,582	—	99	—	87	—	3,768	3,768
Germany	—	3,177	—	68	—	231	—	3,476	3,476
China	8	3,287	1	66	29	27	38	3,380	3,418
France	91	2,969	—	140	111	28	202	3,137	3,339
Netherlands	—	2,191	—	83	—	81	—	2,355	2,355
South Korea	—	2,025	(4)	137	—	13	(4)	2,175	2,171
India	—	1,553	—	68	—	1	—	1,622	1,622
Switzerland	—	1,380	—	1	—	200	—	1,581	1,581
Brazil	—	1,516	—	3	—	2	—	1,521	1,521
Chile	—	1,326	—	30	—	1	—	1,357	1,357
Australia	—	1,231	—	(9)	—	14	—	1,236	1,236
Norway	—	1,045	—	116	—	4	—	1,165	1,165
Japan	166	809	—	48	—	37	166	894	1,060
United Arab Emirates	—	881	—	82	—	—	—	963	963
Total top 20 country exposures	$8,735	89,057	(3)	2,308	148	3,741	8,880	95,106	103,986
(1)Total non-sovereign exposure comprised $47.7 billion exposure to financial institutions and $47.4 billion to non-financial corporations at December 31, 2021.
RESIDENTIAL MORTGAGE LOANS Our residential mortgage loan portfolio is comprised of 1-4 family first and junior lien mortgage loans. Residential mortgage – first lien loans comprised 94% of the total residential mortgage loan portfolio at December 31, 2021, compared with 92% at December 31, 2020.
The residential mortgage loan portfolio includes some loans with adjustable-rate features and some with an interest-only feature as part of the loan terms. Interest-only loans were approximately 3% of total loans at both December 31, 2021, and December 31, 2020. We believe our origination process appropriately addresses our adjustable-rate mortgage (ARM) reset risk across our residential mortgage loans and our ACL for loans considers this risk. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.
The residential mortgage – junior lien portfolio consists of residential mortgage lines of credit and loans that are subordinate in rights to an existing lien on the same property. These lines and loans may have draw periods, interest-only payments, balloon payments, adjustable rates and similar features. Junior lien loan products are primarily amortizing payment loans with fixed interest rates and repayment periods between five to 30 years. We continuously monitor the credit performance of our residential mortgage – junior lien portfolio for trends and factors that influence the frequency and severity of losses, such as junior lien performance when the first lien loan is delinquent.
Our residential mortgage lines of credit (both first and junior lien) generally have draw periods of 10, 15 or 20 years with variable interest rate and payment options available during the draw period of (1) interest-only or (2) 1.5% of outstanding principal balance plus accrued interest. As of December 31, 2021, lines of credit in a draw period primarily used the interest-only option. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw or term period. We have considered this increased risk in our ACL estimate.
During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate

38	Wells Fargo & Company

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
In anticipation of our residential mortgage line of credit borrowers reaching the end of their contractual commitment, we have created a program to inform, educate and help these borrowers transition from interest-only to fully-amortizing payments or full repayment. We monitor the performance of the borrowers moving through the program in an effort to refine our ongoing program strategy.
We monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our residential mortgage portfolio as part of our credit risk management process. Our periodic review of this portfolio includes original appraisals adjusted for the change in Home Price Index (HPI) or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. AVMs are a lower-cost alternative to appraisals and support valuations of large numbers of properties in a short period of time using market comparables and price trends for local market areas. The primary risk associated with the use of AVMs is that the value of an individual property may vary significantly from the average for the market area. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. Additional information about appraisals, AVMs, and our policy for their use can be found in Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
Part of our credit monitoring includes tracking delinquency, current FICO scores and loan/combined loan to collateral values (LTV/CLTV) on the entire residential mortgage loan portfolio. CLTV represents the ratio of the total loan balance of first and junior lien mortgages (including unused line amounts for credit line products) to property collateral value. Excluding government insured/guaranteed loans, these credit risk indicators on the residential mortgage portfolio were:
•Loans 30 days or more delinquent at December 31, 2021, totaled $3.3 billion, or 1% of residential mortgage loans, compared with $4.7 billion, or 2%, at December 31, 2020;
•Lines of credit in their draw period that were 30 days or more past due were $293 million, or 2% of such lines, at December 31, 2021, and $381 million, or 2%, at December 31, 2020, compared with amortizing lines of credit that were 30 days or more past due of $395 million, or 7% of such lines, at December 31, 2021, and $378 million, or 5%, at December 31, 2020;
•Loans with FICO scores lower than 640 totaled $3.8 billion, or 1% of residential mortgage loans, at December 31, 2021, compared with $5.6 billion, or 2%, at December 31, 2020; and
•Loans with a LTV/CLTV greater than 100% totaled $465 million at December 31, 2021, or less than 1% of residential mortgage loans, compared with $1.6 billion, or 1%, at December 31, 2020.
With respect to residential mortgage – junior lien loans that had a CLTV greater than 100%:
•Such loans totaled 1% of the junior lien portfolio at December 31, 2021, compared with 3% at December 31, 2020; and
•3% were 30 days or more delinquent at both December 31, 2021, and December 31, 2020.
Customer payment deferral activities instituted in response to the COVID-19 pandemic could continue to delay the recognition of delinquencies. For additional information regarding credit quality indicators, see Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
We continue to modify residential mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Under these programs, we may provide concessions such as interest rate reductions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include trial payment periods of three to four months, and after successful completion and compliance with terms during this period, the loan is permanently modified. Loans included under these programs are accounted for as TDRs at the start of the trial period or at the time of permanent modification, if no trial period is used. For additional information on customer accommodations, including loan modifications, in response to the COVID-19 pandemic, see the “Risk Management – Credit Risk Management – COVID-Related Lending Accommodations” section in this Report.

Residential Mortgage – First Lien Portfolio Our residential mortgage – first lien portfolio decreased $34.4 billion from December 31, 2020, driven by loan paydowns reflecting the low interest rate environment and the transfer of $17.8 billion of first lien mortgage loans to loans held for sale (LHFS) substantially all of which related to the sales of loans purchased from GNMA loan securitization pools in prior periods, partially offset by originations of $72.6 billion.
Table 19 shows certain delinquency and loss information for the residential mortgage – first lien portfolio and lists the top five states by outstanding balance.

Wells Fargo & Company	39

Risk Management – Credit Risk Management (continued)

Table 19: Residential Mortgage – First Lien Portfolio Performance

	Outstanding balance		% of total loans		% of loans 30 days or more past due		Net loan charge-off rate (1)
	December 31,		December 31,		December 31,		Year ended December 31,
($ in millions)	2021	2020	2021	2020	2021	2020	2021	2020
California (2)	$100,933	104,260	11.27%	11.75	0.95	1.00	(0.01)	(0.01)
New York	30,039	31,028	3.35	3.50	1.34	1.40	0.12	0.01
New Jersey	10,205	12,073	1.14	1.36	1.95	1.92	0.08	—
Florida	9,978	10,623	1.11	1.20	1.93	2.56	0.09	—
Washington	8,636	9,094	0.96	1.02	0.47	0.66	—	(0.01)
Other (3)	69,321	79,356	7.74	8.94	1.48	1.60	0.01	0.01
Total	229,112	246,434	25.57	27.77	1.23	1.34	0.02	—
Government insured/guaranteed loans (4)	13,158	30,240	1.47	3.41
Total first lien mortgage portfolio	$242,270	276,674	27.04	31.18
(1)The net loan charge-off rate for the year ended December 31, 2021, includes $120 million of loan charge-offs related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans.
(2)Our residential mortgage loans to borrowers in California are located predominantly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 4% of total loans.
(3)Consists of 45 states; no state in Other had loans in excess of $7.2 billion and $7.8 billion at December 31, 2021, and December 31, 2020, respectively.
(4)Represents loans, substantially all of which were repurchased from GNMA loan securitization pools, where the repayment of the loans is predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). For additional information on GNMA loan securitization pools, see the “Risk Management – Credit Risk Management – Mortgage Banking Activities” section in this Report.
Residential Mortgage – Junior Lien Portfolio Our residential mortgage – junior lien portfolio decreased $6.7 billion from December 31, 2020, driven by loan paydowns.
Table 20 shows certain delinquency and loss information for the residential mortgage – junior lien portfolio and lists the top five states by outstanding balance.
Table 20: Residential Mortgage – Junior Lien Portfolio Performance

	Outstanding balance		% of total loans		% of loans 30 days or more past due		Net loan charge-off rate (1)
	December 31,		December 31,		December 31,		Year ended December 31,
($ in millions)	2021	2020	2021	2020	2021	2020	2021	2020
California	$4,310	6,237	0.48%	0.70	3.52	2.20	(0.59)	(0.35)
New Jersey	1,728	2,258	0.19	0.25	2.98	2.84	0.04	(0.02)
Florida	1,533	2,119	0.17	0.24	2.54	3.06	(0.13)	(0.14)
Pennsylvania	1,039	1,377	0.12	0.16	2.19	2.30	(0.12)	(0.15)
Virginia	976	1,355	0.11	0.15	2.56	2.41	(0.30)	(0.10)
Other (2)	7,032	9,940	0.79	1.12	2.75	2.31	(0.39)	(0.19)
Total junior lien mortgage portfolio	$16,618	23,286	1.86%	2.62	2.91	2.41	(0.36)	(0.21)
(1)The net loan charge-off rate for the year ended December 31, 2021, includes $32 million of loan charge-offs related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans.
(2)Consists of 45 states; no state in Other had loans in excess of $1.0 billion and $1.3 billion at December 31, 2021, and December 31, 2020, respectively.
The outstanding balance of residential mortgage lines of credit was $22.8 billion at December 31, 2021. The unfunded credit commitments for these lines of credit totaled $45.6 billion at December 31, 2021.
On a monthly basis, we monitor the payment characteristics of borrowers in our residential mortgage – first and junior lien lines of credit portfolios. In December 2021, excluding borrowers with COVID-related loan modification payment deferrals:
•Approximately 45% of these borrowers paid only the minimum amount due and approximately 50% paid more than the minimum amount due. The rest were either delinquent or paid less than the minimum amount due.
•For the borrowers with an interest-only payment feature, approximately 29% paid only the minimum amount due and approximately 66% paid more than the minimum amount due.
CREDIT CARD, AUTO AND OTHER CONSUMER LOANS Table 21 shows the outstanding balance of our credit card, auto and other consumer loan portfolios. For information regarding credit quality indicators for these portfolios, see Note 4 (Loans and
Related Allowance for Credit Losses) to Financial Statements in this Report.
Table 21: Credit Card, Auto, and Other Consumer Loans

	December 31, 2021		December 31, 2020
($ in millions)	Outstanding balance	% of total loans	Outstanding balance	% of total loans
Credit card	$38,453	4.29%	$36,664	4.13%
Auto	56,659	6.33	48,187	5.43
Other consumer	28,274	3.16	24,409	2.75
Total	$123,386	13.78%	$109,260	12.31%

Credit Card  Our credit card portfolio totaled $38.5 billion at December 31, 2021, compared with $36.7 billion at December 31, 2020, due to strong purchase volume and the launch of new products.

Auto  Our auto portfolio totaled $56.7 billion at December 31, 2021, compared with $48.2 billion at December 31, 2020. The increase in the outstanding balance at December 31, 2021,

40	Wells Fargo & Company

compared with December 31, 2020, was driven by strong consumer demand for automobiles.

Other Consumer  Other consumer loans, which primarily include securities-based loans as well as personal lines and loans, totaled $28.3 billion at December 31, 2021, compared with $24.4 billion at December 31, 2020, driven by an increase in margin loans.

NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS) We generally place loans on nonaccrual status when:
•the full and timely collection of interest or principal becomes uncertain (generally based on an assessment of the borrower’s financial condition and the adequacy of collateral, if any), such as in bankruptcy or other circumstances;
•they are 90 days (120 days with respect to residential mortgage loans) past due for interest or principal, unless the loan is both well-secured and in the process of collection or the loan is in an active payment deferral as a result of the COVID-19 pandemic;
•part of the principal balance has been charged off; or
•for junior lien mortgages, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status.

Certain nonaccrual loans may be returned to accrual status after they perform for a period of time. Consumer credit card loans are not placed on nonaccrual status, but are generally fully charged off when the loan reaches 180 days past due.
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
Table 22 summarizes nonperforming assets (NPAs) at December 31, 2021 and 2020.
Table 22: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

	December 31,
(in millions)	2021	2020
Nonaccrual loans:
Commercial:
Commercial and industrial	$980	2,698
Real estate mortgage	1,235	1,774
Real estate construction	13	48
Lease financing	148	259
Total commercial	2,376	4,779
Consumer:
Residential mortgage – first lien (1)	3,803	2,957
Residential mortgage – junior lien (1)	801	754
Auto	198	202
Other consumer	34	36
Total consumer	4,836	3,949
Total nonaccrual loans	$7,212	8,728
As a percentage of total loans	0.81%	0.98
Foreclosed assets:
Government insured/guaranteed (2)	$16	18
Non-government insured/guaranteed	96	141
Total foreclosed assets	112	159
Total nonperforming assets	$7,324	8,887
As a percentage of total loans	0.82%	1.00
(1)Residential mortgage loans predominantly insured by the FHA or guaranteed by the VA are not placed on nonaccrual status because they are insured or guaranteed.
(2)Consistent with regulatory reporting requirements, foreclosed real estate resulting from government insured/guaranteed loans are classified as nonperforming. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were predominantly insured by the FHA or guaranteed by the VA. Receivables related to the foreclosure of certain government guaranteed real estate mortgage loans are excluded from this table and included in Accounts Receivable in Other Assets. For additional information on the classification of certain government-guaranteed mortgage loans upon foreclosure, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Commercial nonaccrual loans decreased $2.4 billion from December 31, 2020, primarily due to a decline in commercial and industrial nonaccrual loans, as a result of paydowns in the oil, gas, and pipelines industry. For additional information on commercial nonaccrual loans, see the “Risk Management – Credit Risk Management – Commercial and Industrial Loans and Lease Financing” and “Risk Management – Credit Risk Management – Commercial Real Estate” sections in this Report.
Consumer nonaccrual loans increased $887 million from December 31, 2020, predominantly driven by an increase in residential mortgage – first lien nonaccrual loans as certain customers exited from accommodation programs provided in response to the COVID-19 pandemic. Customers requiring further payment assistance after exiting from these programs may have their loans modified or may be eligible to receive modifications.

Wells Fargo & Company	41

Risk Management – Credit Risk Management (continued)

Table 23 provides an analysis of the changes in nonaccrual loans. Typically, changes to nonaccrual loans period-over-period represent inflows for loans that are placed on nonaccrual status in accordance with our policies, offset by reductions for loans that are paid down, charged off, sold, foreclosed, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities.
Table 23: Analysis of Changes in Nonaccrual Loans

	Year ended December 31,
(in millions)	2021	2020
Commercial nonaccrual loans
Balance, beginning of period	4,779	2,254
Inflows	2,113	7,232
Outflows:
Returned to accruing	(1,003)	(385)
Foreclosures	(13)	(37)
Charge-offs	(533)	(1,669)
Payments, sales and other	(2,967)	(2,616)
Total outflows	(4,516)	(4,707)
Balance, end of period	2,376	4,779
Consumer nonaccrual loans
Balance, beginning of period	3,949	3,092
Inflows	3,281	2,616
Outflows:
Returned to accruing	(828)	(757)
Foreclosures	(69)	(36)
Charge-offs (1)	(252)	(159)
Payments, sales and other	(1,245)	(807)
Total outflows	(2,394)	(1,759)
Balance, end of period	4,836	3,949
Total nonaccrual loans	7,212	8,728
(1)Charge-offs for the year ended December 31, 2021, includes $152 million of loan charge-offs related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans.
We believe exposure to loss on nonaccrual loans is mitigated by the following factors at December 31, 2021:
•95% of total commercial nonaccrual loans are secured.
•84% of commercial nonaccrual loans were current on interest and 81% of commercial nonaccrual loans were current on both principal and interest, but were on nonaccrual status because the full or timely collection of interest or principal had become uncertain.
•99% of total consumer nonaccrual loans are secured, of which 95% are secured by real estate and 96% have a combined LTV (CLTV) ratio of 80% or less.
•of the $907 million of consumer loans in bankruptcy or discharged in bankruptcy, and classified as nonaccrual, $675 million were current.
•the remaining risk of loss of all nonaccrual loans has been considered in developing our allowance for loan losses.
If interest due on all nonaccrual loans (including loans that were, but are no longer on nonaccrual status at year end) had been accrued under the original terms, approximately $335 million of interest would have been recorded as income on these loans, compared with $309 million actually recorded as interest income in 2021, versus $329 million and $303 million, respectively, in 2020.

42	Wells Fargo & Company

Table 24 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.

Table 24: Foreclosed Assets

	Year ended December 31,
(in millions)	2021	2020
Summary by loan segment
Government insured/guaranteed	$16	18
Commercial	54	70
Consumer	42	71
Total foreclosed assets	112	159
Analysis of changes in foreclosed assets
Balance, beginning of period	$159	303
Net change in government insured/guaranteed (1)	(2)	(32)
Additions to foreclosed assets (2)	370	332
Reductions from sales and write-downs	(415)	(444)
Balance, end of period	$112	159
(1)Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from FHA or VA.
(2)Includes loans moved into foreclosed assets from nonaccrual status and repossessed autos.

As part of our actions to support customers during the COVID-19 pandemic, we temporarily suspended certain mortgage foreclosure activities through December 31, 2021, which has affected the amount of our foreclosed assets. Beginning January 1, 2022, we resumed these mortgage foreclosure activities. For additional information on loans in process of foreclosure, see Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.

Wells Fargo & Company	43

Risk Management – Credit Risk Management (continued)

TROUBLED DEBT RESTRUCTURINGS (TDRs) Table 25 provides information regarding the recorded investment of loans modified in TDRs. TDRs decreased from December 31, 2020, predominantly related to commercial and industrial loans and residential mortgage – first lien loans. The decrease in commercial and industrial loans was primarily due to paydowns in the oil, gas, and pipelines industry. The decrease in residential mortgage – first lien loans was due to paydowns and transfers to LHFS, which related to sales of repurchased loans from GNMA loan securitization pools.
The amount of our TDRs at December 31, 2021, would have otherwise been higher without the TDR relief provided by the
CARES Act and Interagency Statement. Customers who are unable to resume making their contractual loan payments upon exiting from these deferral programs may require further assistance and may receive or be eligible to receive modifications, which may be classified as TDRs. For additional information on the CARES Act and the Interagency Statement, see the “Risk Management – Credit Risk Management – Credit Quality Overview – COVID-Related Lending Accommodations” section in this Report.
Table 25: TDR Balances

	December 31,
(in millions)	2021	2020
Commercial:
Commercial and industrial	$793	1,933
Real estate mortgage	543	774
Real estate construction	2	15
Lease financing	10	9
Total commercial TDRs	1,348	2,731
Consumer:
Residential mortgage – first lien	7,282	9,764
Residential mortgage – junior lien	946	1,237
Credit card	309	458
Auto	169	176
Other consumer	57	67
Trial modifications	71	90
Total consumer TDRs	8,834	11,792
Total TDRs	$10,182	14,523
TDRs on nonaccrual status	$3,142	4,456
TDRs on accrual status:
Government insured/guaranteed	2,462	3,721
Non-government insured/guaranteed	4,578	6,346
Total TDRs	$10,182	14,523

44	Wells Fargo & Company

In those situations where principal is forgiven, the entire amount of such forgiveness is immediately charged off. When we delay the timing on the repayment of a portion of principal (principal forbearance), we charge off the amount of forbearance if that amount is not considered fully collectible. The allowance for loan losses for TDRs was $211 million and $565 million at December 31, 2021 and 2020, respectively.
Our nonaccrual policies are generally the same for all
loan types when a restructuring is involved. We may
re-underwrite loans at the time of restructuring to determine whether there is sufficient evidence of sustained repayment capacity based on the borrower’s documented income, debt to income ratios, and other factors. Loans that are not re-underwritten or loans that lack sufficient evidence of sustained repayment capacity at the time of modification are charged down to the fair value of the collateral, if applicable. For an accruing loan that has been modified, if the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will generally remain in accruing status. Otherwise, the loan will be placed in nonaccrual status and may be returned to accruing status when the borrower demonstrates a sustained period of performance, generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to modification. Loans will also be placed on nonaccrual status, and a corresponding charge-off is recorded to the loan balance, when we believe that principal and interest contractually due under the modified agreement will not be collectible. See Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report for additional information regarding TDRs.
Table 26 provides an analysis of the changes in TDRs. Loans modified more than once as a TDR are reported as inflows only in the period they are first modified. In addition to foreclosures, sales and transfers to held for sale, we may remove loans from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

Table 26: Analysis of Changes in TDRs

	Year ended December 31,
(in millions)	2021	2020
Commercial TDRs
Balance, beginning of period	2,731	1,901
Inflows (1)	746	2,775
Outflows
Charge-offs	(141)	(265)
Foreclosure	(5)	—
Payments, sales and other (2)	(1,983)	(1,680)
Balance, end of period	1,348	2,731
Consumer TDRs
Balance, beginning of period	11,792	9,882
Inflows (1)	1,665	4,768
Outflows
Charge-offs	(185)	(224)
Foreclosure	(56)	(77)
Payments, sales and other (2)	(4,363)	(2,532)
Net change in trial modifications (3)	(19)	(25)
Balance, end of period	8,834	11,792
Total TDRs	10,182	14,523
(1)Inflows include loans that modify, even if they resolve within the period, as well as gross advances on term loans that modified in a prior period and net advances on revolving TDRs that modified in a prior period.
(2)Other outflows include normal amortization/accretion of loan basis adjustments and loans transferred to LHFS. Occasionally, loans that have been refinanced or restructured at market terms qualify as new loans, which are also included as other outflows.
(3)Net change in trial modifications includes: inflows of new TDRs entering the trial payment period, net of outflows for modifications that either (i) successfully perform and enter into a permanent modification, or (ii) did not successfully perform according to the terms of the trial period plan and are subsequently charged-off, foreclosed upon or otherwise resolved.

Wells Fargo & Company	45

Risk Management – Credit Risk Management (continued)

NET CHARGE-OFFS Table 27 presents net loan charge-offs.

Table 27: Net Loan Charge-offs

	Quarter ended		Year ended
	December 31,		December 31,
($ in millions)	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans
2021
Commercial:
Commercial and industrial	$3	—%	$218	0.07%
Real estate mortgage	22	0.07	53	0.04
Real estate construction	—	—	—	—
Lease financing	3	0.09	24	0.16
Total commercial	28	0.02	295	0.06
Consumer:
Residential mortgage – first lien	110	0.18	53	0.02
Residential mortgage – junior lien	8	0.19	(70)	(0.36)
Credit card	150	1.61	800	2.26
Auto	58	0.41	181	0.35
Other consumer	67	0.96	315	1.22
Total consumer	393	0.41	1,279	0.33
Total	$421	0.19%	$1,574	0.18%
2020
Commercial:
Commercial and industrial	$111	0.14%	$1,239	0.36%
Real estate mortgage	162	0.53	283	0.23
Real estate construction	—	—	(19)	(0.09)
Lease financing	35	0.83	87	0.49
Total commercial	308	0.26	1,590	0.31
Consumer:
Residential mortgage – first lien	(3)	—	(5)	—
Residential mortgage – junior lien	(24)	(0.39)	(55)	(0.21)
Credit card	190	2.09	1,139	3.07
Auto	51	0.43	270	0.56
Other consumer	62	0.88	350	1.10
Total consumer	276	0.26	1,699	0.39
Total	$584	0.26%	$3,289	0.35%

(1)Quarterly net charge-offs as a percentage of average respective loans are annualized.

The decrease in commercial net loan charge-offs in 2021, compared with the prior year, was due to lower losses and higher recoveries in the commercial and industrial portfolio primarily driven by the oil, gas, and pipeline industry, and in the real estate mortgage portfolio.
The decrease in consumer net loan charge-offs in 2021, compared with the prior year, was driven by lower losses in the credit card portfolio reflecting the impact of government stimulus programs instituted in response to the COVID-19 pandemic, improvements in the economic environment and better portfolio credit quality, partially offset by $152 million of residential mortgage loan charge-offs related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans.
The COVID-19 pandemic may continue to impact the credit quality of our loan portfolio. Although the potential impacts were considered in our allowance for credit losses for loans, payment deferral activities instituted in response to the COVID-19 pandemic could continue to delay the recognition of loan charge-offs. For additional information on customer accommodations in response to the COVID-19 pandemic, see the “Risk Management
– Credit Risk Management – COVID-Related Lending Accommodations” section in this Report.

ALLOWANCE FOR CREDIT LOSSES  We maintain an allowance for credit losses (ACL) for loans, which is management’s estimate of the expected life-time credit losses in the loan portfolio and unfunded credit commitments, at the balance sheet date, excluding loans and unfunded credit commitments carried at fair value or held for sale. Additionally, we maintain an ACL for debt securities classified as either AFS or HTM, other financial assets measured at amortized cost, net investments in leases, and other off-balance sheet credit exposures.
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

46	Wells Fargo & Company

Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report. For additional information on our ACL for loans, see
Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report, and for additional information on our ACL for debt securities, see Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report.
Table 28 presents the allocation of the ACL for loans by loan portfolio segment and class at December 31, 2021 and 2020.
Table 28: Allocation of the ACL for Loans

	Dec 31, 2021		Dec 31, 2020
($ in millions)	ACL	Loans as % of total loans	ACL	Loans as % of total loans
Commercial:
Commercial and industrial	$4,873	39%	$7,230	36%
Real estate mortgage	2,085	14	3,167	14
Real estate construction	431	2	410	2
Lease financing	402	2	709	2
Total commercial	7,791	57	11,516	54
Consumer:
Residential mortgage – first lien	1,156	28	1,600	31
Residential mortgage – junior lien	130	2	653	3
Credit card	3,290	4	4,082	4
Auto	928	6	1,230	5
Other consumer	493	3	632	3
Total consumer	5,997	43	8,197	46
Total	$13,788	100%	$19,713	100%

Components:
Allowance for loan losses		$12,490		18,516
Allowance for unfunded credit commitments		1,298		1,197
Allowance for credit losses		$13,788		19,713
Ratio of allowance for loan losses to total net loan charge-offs		7.94x		5.63
Ratio of allowance for loan losses to total nonaccrual loans		1.73		2.12
Allowance for loan losses as a percentage of total loans		1.39%		2.09
Allowance for credit losses for loans as a percentage of total loans		1.54		2.22
The ratios for the allowance for loan losses and the ACL for loans presented in Table 28 may fluctuate from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength, and the value and marketability of collateral.
The ACL for loans decreased $5.9 billion, or 30%, from December 31, 2020, reflecting better portfolio credit quality and continued improvements in current and forecasted economic conditions. Total provision for credit losses for loans was $(4.2) billion in 2021, compared with $14.0 billion in 2020, reflecting continued improvements in the economic environment, which led to lower charge-offs and better portfolio credit quality. The detail of the changes in the ACL for loans by portfolio segment (including charge-offs and recoveries by loan class) is included in Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
We consider multiple economic scenarios to develop our estimate of the ACL for loans, which generally include a base scenario, along with an optimistic (upside) and one or more pessimistic (downside) scenarios. In our estimate of the ACL for loans at December 31, 2021, we weighted the base scenario and the downside scenarios to reflect our expectations for overall limited economic improvement balanced against the potential for higher inflation, supply chain constraints, and a continuation of the COVID-19 pandemic, including the possibility of additional variants. The base scenario assumed strong economic conditions in the near term with a return to normalized levels in 2023. The downside scenarios assumed economic contractions due to the
COVID-19 pandemic, including government restrictions and other economic disruptions.
Additionally, we consider qualitative factors that represent risks inherent in our processes and assumptions such as economic environmental factors, modeling assumptions and performance, and other subjective factors, including industry trends and emerging risk assessments. We also considered the significant uncertainty related to the duration and severity of the economic impacts from the COVID-19 pandemic and the incremental risks to our loan portfolio.

Wells Fargo & Company	47

Risk Management – Credit Risk Management (continued)

The forecasted key economic variables used in our estimate of the ACL for loans at December 31 and September 30, 2021, are presented in Table 29.
Table 29: Forecasted Key Economic Variables

	2Q 2022	4Q 2022	2Q 2023
Weighted blend of economic scenarios:
U.S. unemployment rate (1):
September 30, 2021	6.2%	6.6	6.7
December 31, 2021	4.8	5.4	5.9

U.S. real GDP (2):
September 30, 2021	(0.2)	0.6	2.0
December 31, 2021	1.4	(0.3)	1.4

Home price index (3):
September 30, 2021	(1.2)	(6.5)	(6.5)
December 31, 2021	5.9	(4.3)	(6.0)

Commercial real estate asset prices (3):
September 30, 2021	(3.3)	(7.7)	(7.4)
December 31, 2021	5.0	(4.2)	(6.0)
(1)Quarterly average.
(2)Percent change from the preceding period, seasonally adjusted annualized rate.
(3)Percent change year over year of national average; outlook differs by geography and property type.
Future amounts of the ACL for loans will be based on a variety of factors, including loan balance changes, portfolio credit quality and mix changes, and changes in general economic conditions and expectations (including for unemployment and GDP), among other factors. There remains uncertainty related to the length and severity of the economic impact of the COVID-19 pandemic, including the possibility of additional variants, and the impact of other factors that may influence the level of expected losses and associated amounts of the ACL. The COVID-19 pandemic could continue to impact the recognition of credit losses in our loan portfolios and may result in increases or decreases in our ACL.
We believe the ACL for loans of $13.8 billion at December 31, 2021, was appropriate to cover expected credit losses, including unfunded credit commitments, at that date. The entire allowance is available to absorb credit losses from the total loan portfolio. The ACL for loans is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the ACL for loans to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Our process for determining the ACL is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

MORTGAGE BANKING ACTIVITIES  We sell residential and commercial mortgage loans to various parties, including (1) government-sponsored entities (GSEs) Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed residential mortgage loans that are then used to back securities guaranteed by the Government National Mortgage Association (GNMA). We
may be required to repurchase these mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively, repurchase) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach.
In connection with our sales and securitization of residential mortgage loans to various parties, we have established a mortgage repurchase liability, initially at fair value, related to various representations and warranties that reflect management’s estimate of losses for loans for which we could have a repurchase obligation, whether or not we currently service those loans, based on a combination of factors. See Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report for additional information about our liability for mortgage loan repurchase losses.
We provide recourse to GSEs for commercial mortgage loans sold under various programs and arrangements. The terms of these programs require that we incur a pro-rata share of actual losses in the event of borrower default. See Note 13 (Guarantees and Other Commitments) to Financial Statements in this Report for additional information about our exposure to loss related to these programs.
In addition to servicing loans in our portfolio, we act as servicer and/or master servicer of residential and commercial mortgage loans included in GSE-guaranteed mortgage securitizations, GNMA-guaranteed mortgage securitizations of FHA-insured/VA-guaranteed mortgages and private label mortgage securitizations, as well as for unsecuritized loans owned by institutional investors.
The loans we service were originated by us or by other mortgage loan originators. As servicer, our primary duties are typically to (1) collect payments due from borrowers, (2) advance certain delinquent payments of principal and interest on the mortgage loans, (3) maintain and administer any hazard, title or primary mortgage insurance policies relating to the mortgage loans, (4) maintain any required escrow accounts for payment of taxes and insurance and administer escrow payments, and (5) foreclose on defaulted mortgage loans or, to the extent consistent with the related servicing agreement, consider alternatives to foreclosure, such as loan modifications or short sales, and for certain investors, manage the foreclosed property through liquidation. As master servicer, our primary duties are typically to (1) supervise, monitor and oversee the servicing of the mortgage loans by the servicer, and (2) advance delinquent amounts required by non-affiliated servicers who fail to perform their advancing obligations. The amount and timing of reimbursement for advances of delinquent payments vary by investor and the applicable servicing agreements. See Note 9 (Mortgage Banking Activities) to Financial Statements in this Report for additional information about residential and commercial servicing rights, servicer advances and servicing fees.
In accordance with applicable servicing guidelines, delinquency status continues to advance for loans with COVID-related payment deferrals, which has resulted in an increase in delinquent loans serviced for others and a corresponding increase in loans eligible for repurchase from GNMA loan securitization pools. Upon transfer as servicer, we retain the option to repurchase loans from GNMA loan securitization pools, which becomes exercisable when three scheduled loan payments remain unpaid by the borrower. We generally repurchase these loans for cash and as a result, our total consolidated assets do not change. As a result of the COVID-19 pandemic, our repurchases of these loans were elevated in 2020, but returned to more

48	Wells Fargo & Company

normalized levels in 2021. These repurchased loan balances were $17.3 billion and $34.8 billion at December 31, 2021 and 2020, respectively, which included $12.9 billion and $29.9 billion, respectively, in our held for investment loan portfolio, with the remainder in loans held for sale.
Repurchased loans that regain current status or are otherwise modified in accordance with applicable servicing guidelines may be included in future GNMA loan securitization pools. However, in accordance with guidance issued by GNMA, certain loans repurchased after June 30, 2020, are ineligible for inclusion in future GNMA loan securitization pools until the borrower has timely made six consecutive payments. This requirement may delay our ability to resell loans into the securitization market. See Note 8 (Securitizations and Variable Interest Entities) to Financial Statements in this Report for additional information about our involvement with mortgage loan securitizations.
Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity. We are required to indemnify the securitization trustee against any failure by us, as servicer or master servicer, to perform our servicing obligations. In addition, if we commit a breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan. In addition, in connection with our servicing activities, we could become subject to consent orders and settlement agreements with federal and state regulators for alleged servicing issues and practices. In general, these can require us to provide customers with loan modification relief, refinancing relief, and foreclosure prevention and assistance, and can result in business restrictions or the imposition of certain monetary penalties on us. For example, on September 9, 2021, the Company entered into a consent order with the OCC requiring the Company to improve the execution, risk management, and oversight of loss mitigation activities in its Home Lending business. For additional information on the OCC consent order, see the “Overview” section in this Report.

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
We assess interest rate risk by comparing outcomes under various net interest income simulations using many interest rate scenarios that differ in the direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. These simulations require assumptions regarding drivers of earnings and balance sheet composition such as loan originations, prepayment rates on loans and debt securities, deposit flows and mix, as well as pricing strategies.
Our most recent simulations, as presented in Table 30, estimate net interest income sensitivity over the next 12 months using instantaneous movements across the yield curve with both lower and higher interest rates relative to our base scenario. Steeper and flatter scenarios measure non-parallel changes in the yield curve, with long-term interest rates defined as all tenors three years and longer (e.g., 10-year U.S. Treasury securities) and short-term interest rates defined as all tenors less than three years. Where applicable, U.S. dollar interest rates are floored at 0.00%. The following describes the simulation assumptions for the scenarios presented in Table 30:
•Simulations are dynamic and reflect anticipated changes to our assets and liabilities.
•Other macroeconomic variables that could be correlated with the changes in interest rates are held constant.
•Mortgage prepayment and origination assumptions vary across scenarios and reflect only the impact of the higher or lower interest rates.
•Our base scenario deposit forecast incorporates mix changes consistent with the base interest rate trajectory. Deposit mix is modeled to be the same as in the base scenario across the alternative scenarios. In higher interest rate scenarios, customer deposit activity that shifts balances into higher-yielding products could impact expected net interest income.
•Deposit rates paid may change with market interest rate changes. Our interest rate sensitivity of deposits, referred to as deposit betas, is modeled using the historical behavior of our deposits portfolio. The actual deposit rates paid may differ from the assumed deposit rates paid in these scenarios due to lags in repricing and other factors.
•We hold the size of the projected debt and equity securities portfolios constant across scenarios.

Wells Fargo & Company	49

Risk Management – Asset/Liability Management (continued)
Table 30: Net Interest Income Sensitivity

($ in billions)	Dec 31, 2021	Dec 31, 2020
Parallel Shift:
+100 bps shift in interest rates	$7.1	6.7
-100 bps shift in interest rates	(3.3)	(2.7)

Steeper yield curve:
+50 bps shift in long-term interest rates	1.2	1.3

Flatter yield curve:
+50 bps shift in short-term interest rates	2.6	2.2
-50 bps shift in long-term interest rates	(1.0)	(1.4)
The interest rate sensitivity included in Table 30 indicates that we would expect to benefit from higher interest rates as our assets would reprice faster and to a greater degree than our liabilities, while in the case of lower interest rates, our assets would reprice downward and to a greater degree than our liabilities resulting in lower net interest income. For the simulations with downward shifts in interest rates, the 0.00% interest rate floor limits the amount of the decline in net interest income. We may have a larger decline in net interest income when interest rates increase for the base scenario relative to the interest rate floor.
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
Interest rate sensitive noninterest income also results from changes in earnings credit for noninterest-bearing deposits that reduce treasury management deposit service fees. Additionally, our trading assets are (before the effects of certain economic hedges) generally less sensitive to changes in interest rates than the related funding liabilities. As a result, net interest income from the trading portfolio contracts and expands as interest rates rise and fall, respectively. The impact to net interest income does not include the fair value changes of trading securities, which, along with the effects of related economic hedges, are recorded in noninterest income. For additional information on our trading assets and liabilities, see Note 2 (Trading Activities) to Financial Statements in this Report.
We use the debt securities portfolio and exchange-traded and over-the-counter (OTC) interest rate derivatives to manage our interest rate exposures. See Note 1 (Summary of Significant Accounting Policies), and Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report for additional information on the use of the debt securities portfolios. The notional or contractual amount, credit risk amount and fair value of the derivatives used to hedge our interest rate risk exposures as of December 31, 2021 and 2020, are presented in Note 16 (Derivatives) to Financial Statements in this Report. We use derivatives for asset/liability management in two main ways:
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
We typically originate agency residential mortgage loans as held for sale and certain prime non-agency residential mortgage loans as held for investment. Occasionally, we designate some of our agency residential mortgage loans as held for investment and non-agency residential mortgage loan originations as held for sale in support of future issuances of private label residential mortgage-backed securities (RMBS). We issued $2.2 billion and $2.6 billion of RMBS in 2021 and 2020, respectively.
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
The valuation of our residential MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. See the “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” section in this Report for additional information. Changes in interest rates influence a variety of significant assumptions included in the periodic valuation of residential MSRs, including prepayment rates, expected returns and potential risks on the servicing asset portfolio, costs to service, the value of escrow balances and other servicing valuation elements. For additional information on mortgage banking, including key economic assumptions and the sensitivity of the fair value of MSRs, see Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.
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
To reduce our exposure to changes in interest rates, our residential MSRs are economically hedged with a combination of derivative instruments, including interest rate swaps, Eurodollar futures, highly liquid mortgage forward contracts and interest rate options. MSR hedging results include a combination of directional gain or loss due to market changes as well as any carry

50	Wells Fargo & Company

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

MARKET RISK Market risk is the risk of possible economic loss from adverse changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity and commodity prices, and the risk of possible loss due to counterparty exposure. This applies to implied volatility risk, basis risk, and market liquidity risk. It also includes price risk in the trading book, mortgage servicing rights and the hedge effectiveness risk associated with the mortgage book, and impairment of private equity investments.
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

MARKET RISK – TRADING ACTIVITIES  We engage in trading activities to accommodate the investment and risk management activities of our customers and to execute economic hedging to manage certain balance sheet risks. These trading activities predominantly occur within our CIB businesses and to a lesser extent other businesses of the Company. Debt securities held for trading, equity securities held for trading, trading loans and trading derivatives are financial instruments used in our trading activities, and all are carried at fair value. Income earned on the financial instruments used in our trading activities include net interest income, changes in fair value and realized gains and losses. Net interest income earned from our trading activities is reflected in the interest income and interest expense components of our consolidated statement of income. Changes in fair value of the financial instruments used in our trading activities are reflected in net gains from trading activities. For additional information on the financial instruments used in our trading activities and the income from these trading activities, see Note 2 (Trading Activities) to Financial Statements in this Report.
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
Table 31 shows the Company’s Trading General VaR by risk category. Our Trading General VaR uses a historical simulation model which assumes that historical changes in market values are representative of the potential future outcomes and measures the expected earnings loss of the Company over a
1-day time interval at a 99% confidence level. Our historical simulation model is based on equally weighted data from a
12-month historical look-back period. We believe using a
12-month look-back period helps ensure the Company’s VaR is responsive to current market conditions. The 99% confidence level equates to an expectation that the Company would incur single-day trading losses in excess of the VaR estimate on average once every 100 trading days.
Average Company Trading General VaR was $49 million for the year ended December 31, 2021, compared with $123 million for the year ended December 31, 2020. The decrease in average Company Trading General VaR for the year ended December 31, 2021, was driven by market volatility due to the COVID-19 pandemic, in particular changes in interest rate curves and a significant widening of credit spreads exiting the 12-month historical look-back window used to calculate VaR.

Wells Fargo & Company	51

Risk Management – Asset/Liability Management (continued)
Table 31: Trading 1-Day 99% General VaR by Risk Category

	Year ended December 31,
	2021				2020
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Company Trading General VaR Risk Categories
Credit	$19	38	12	112	106	72	15	121
Interest rate	15	25	4	120	81	104	5	241
Equity	15	30	13	72	32	14	4	35
Commodity	10	7	2	28	3	3	1	8
Foreign exchange	1	1	0	1	1	1	1	6
Diversification benefit (1)	(40)	(52)			(126)	(71)
Company Trading General VaR	20	49			97	123
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

52	Wells Fargo & Company

other business activities. Each business line monitors and manages these indirect risks.
LIQUIDITY RISK AND FUNDING In the ordinary course of business, we enter into contractual obligations that may require future cash payments, including funding for customer loan requests, customer deposit maturities and withdrawals, debt service, leases for premises and equipment, and other cash commitments. The objective of effective liquidity management is to ensure that we can meet our contractual obligations and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. For additional information on these obligations, see the following sections and Notes to Financial Statements in this Report:
•“Commitments to Lend” section within Loans and Related Allowance for Credit Losses (Note 4)
•Leasing Activity (Note 5)
•Deposits (Note 11)
•Long-Term Debt (Note 12)
•Guarantees and Other Commitments (Note 13)
•Employee Benefits and Other Expenses (Note 21)
•Income Taxes (Note 23)
To help achieve this objective, the Board establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. These guidelines are monitored on a monthly basis by the Corporate ALCO and on a quarterly basis by the Board. These guidelines are established and monitored for both the consolidated company and for the Parent on a stand-alone basis to ensure that the Parent is a source of strength for its regulated, deposit-taking banking subsidiaries. The Parent acts as a source of funding for the Company through the issuance of long-term debt and equity, and WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), provides funding support for the ongoing operational requirements of the Parent and certain of its direct and indirect subsidiaries. For additional information on the IHC, see the “Regulatory Matters – ‘Living Will’ Requirements and Related Matters” section in this Report.
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

Liquidity Standards We are subject to a rule issued by the FRB, OCC and FDIC that establishes a quantitative minimum liquidity requirement consistent with the LCR established by the Basel Committee on Banking Supervision (BCBS). The rule requires a covered banking organization to hold high-quality liquid assets (HQLA) in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. Our HQLA under the rule predominantly consists of central bank deposits, government debt securities, and mortgage-backed securities of federal agencies. The LCR applies to the Company on a consolidated basis and to our insured depository institutions (IDIs) with total assets of $10 billion or more. In addition, rules issued by the FRB impose enhanced liquidity risk management standards on large bank holding companies (BHCs), such as Wells Fargo.
The FRB, OCC and FDIC have also issued a rule implementing a stable funding requirement, known as the net stable funding ratio (NSFR), which requires a covered banking organization, such as Wells Fargo, to maintain a minimum amount of stable funding, including common equity, long-term debt and most types of deposits, in relation to its assets, derivative exposures and commitments over a one-year horizon period. The NSFR applies to the Company on a consolidated basis and to our IDIs with total assets of $10 billion or more. As of December 31, 2021, we were compliant with the NSFR requirement.

Liquidity Coverage Ratio As of December 31, 2021, the consolidated Company, Wells Fargo Bank, N.A., and Wells Fargo National Bank West exceeded the minimum LCR requirement of 100%, which is calculated as HQLA divided by projected net cash outflows, as each is defined under the LCR rule. Table 32 presents the Company’s quarterly average values for the daily-calculated LCR and its components calculated pursuant to the LCR rule requirements.
Table 32: Liquidity Coverage Ratio

	Average for Quarter ended
(in millions, except ratio)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
HQLA (1):
Eligible cash	$210,527	244,260	213,937
Eligible securities (2)	172,761	138,525	201,060
Total HQLA	383,288	382,785	414,997
Projected net cash outflows	325,015	320,782	312,697
LCR	118%	119	133
(1)Excludes excess HQLA at certain subsidiaries that is not transferable to other Wells Fargo entities.
(2)Net of applicable haircuts required under the LCR rule.

Wells Fargo & Company	53

Risk Management – Asset/Liability Management (continued)
Liquidity Sources We maintain liquidity in the form of cash, cash equivalents and unencumbered high-quality, liquid debt securities. These assets make up our primary sources of liquidity. Our primary sources of liquidity are substantially the same in composition as HQLA under the LCR rule; however, our primary sources of liquidity will generally exceed HQLA calculated under the LCR rule due to the applicable haircuts to HQLA and the exclusion of excess HQLA at our subsidiary IDIs required under the LCR rule. Our primary sources of liquidity are presented in Table 33 at fair value, which also includes encumbered securities that are not included as available HQLA in the calculation of the LCR.
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
Table 33: Primary Sources of Liquidity

	December 31, 2021			December 31, 2020
(in millions)	Total	Encumbered	Unencumbered	Total	Encumbered	Unencumbered
Interest-earning deposits with banks	$209,614	—	209,614	236,376	—	236,376
Debt securities of U.S. Treasury and federal agencies	56,486	4,066	52,420	70,756	5,370	65,386
Federal agency mortgage-backed securities	293,870	58,955	234,915	258,668	49,156	209,512
Total	$559,970	63,021	496,949	565,800	54,526	511,274

In addition to our primary sources of liquidity shown in
Table 33, liquidity is also available through the sale or financing of other debt securities including trading and/or AFS debt securities, as well as through the sale, securitization or financing of loans, to the extent such debt securities and loans are not encumbered. As of December 31, 2021, we also maintained approximately $208.2 billion of available borrowing capacity at various Federal Home Loan Banks and the Federal Reserve Discount Window.
Deposits have historically provided a sizable source of relatively low-cost funds. Deposits were 166% and 158% of total loans at December 31, 2021 and 2020, respectively. Additional funding is provided by long-term debt and short-term borrowings. Table 34 presents a summary of our short-term borrowings, which generally mature in less than 30 days. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of
Note 14 (Pledged Assets and Collateral) to Financial Statements in this Report.
Table 34: Short-Term Borrowings

(in millions)	December 31, 2021	December 31, 2020
Federal funds purchased and securities sold under agreements to repurchase	$21,191	46,362
Other short-term borrowings	13,218	12,637
Total	$34,409	58,999
We access domestic and international capital markets for long-term funding (generally greater than one year) through issuances of registered debt securities, private placements and asset-backed secured funding. We issue long-term debt in a variety of maturities and currencies to achieve cost-efficient funding and to maintain an appropriate maturity profile. Proceeds from securities issued were used for general corporate purposes, and, unless otherwise specified in the applicable prospectus or prospectus supplement, we expect the proceeds from securities issued in the future will be used for the same purposes. Depending on market conditions and our liquidity position, we may redeem or repurchase, and subsequently retire, our outstanding debt securities in privately negotiated or open market transactions, by tender offer, or otherwise. Table 35 presents a summary of our long-term debt. For additional information, including contractual maturities of our long-term debt, see Note 12 (Long-Term Debt) to Financial Statements in this Report.
Table 35: Long-Term Debt

(in millions)	December 31, 2021	December 31, 2020
Wells Fargo & Company (Parent Only)	$146,286	182,212
Wells Fargo Bank, N.A. and other bank entities (Bank)	12,858	27,130
Other consolidated subsidiaries	1,545	3,608
Total	$160,689	212,950

54	Wells Fargo & Company

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
There were no actions undertaken by the rating agencies with regard to our credit ratings during fourth quarter 2021. On
February 16, 2022, Moody's Investors Service (Moody’s) affirmed the Company’s ratings and changed the rating outlook to stable from negative.
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
The credit ratings of the Parent and Wells Fargo Bank, N.A., as of December 31, 2021, are presented in Table 36.
Table 36: Credit Ratings as of December 31, 2021

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody’s	A1	P-1	Aa1	P-1
S&P Global Ratings	BBB+	A-2	A+	A-1
Fitch Ratings	A+	F1	AA	F1+
DBRS Morningstar	AA (low)	R-1 (middle)	AA	R-1 (high)
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

Wells Fargo & Company	55

Capital Management
We have an active program for managing capital through a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. We primarily fund our capital needs through the retention of earnings net of both dividends and share repurchases, as well as through the issuance of preferred stock and long- and short-term debt. Retained earnings at December 31, 2021, increased $17.6 billion from December 31, 2020, predominantly as a result of $21.5 billion of Wells Fargo net income, partially offset by $3.7 billion of common and preferred stock dividends. During 2021, we issued $2.1 billion of common stock, substantially all of which was issued in connection with employee compensation and benefits. In 2021, we repurchased 306 million shares of common stock at a cost of $14.5 billion. For additional information about capital planning, see the “Capital Planning and Stress Testing” section below.
In 2021, we issued $5.8 billion of preferred stock and redeemed $6.7 billion of preferred stock. For additional information, see Note 18 (Preferred Stock) to Financial Statements in this Report.

Regulatory Capital Requirements
The Company and each of our IDIs are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. Risk-based capital rules establish risk-adjusted ratios relating regulatory capital to different categories of assets and off-balance sheet exposures as discussed below.

RISK-BASED CAPITAL AND RISK-WEIGHTED ASSETS The Company is subject to rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. The rules contain two frameworks for calculating capital requirements, a Standardized Approach and an Advanced Approach applicable to certain institutions, including Wells Fargo, and we must calculate our risk-based capital ratios under both approaches. The Company is required to satisfy the risk-based capital ratio requirements to avoid restrictions on capital distributions and discretionary bonus payments. Table 37 and Table 38 present the risk-based capital requirements applicable to the Company on a fully phased-in basis under the Standardized Approach and Advanced Approach, respectively, as of December 31, 2021.
Table 37: Risk-Based Capital Requirements – Standardized Approach as of December 31, 2021
Table 38: Risk-Based Capital Requirements – Advanced Approach as of December 31, 2021
In addition to the risk-based capital requirements described in Table 37 and Table 38, if the FRB determines that a period of excessive credit growth is contributing to an increase in systemic risk, a countercyclical buffer of up to 2.50% could be added to the risk-based capital ratio requirements under federal banking regulations. The FRB did not include a countercyclical buffer in the risk-based capital ratio requirements at December 31, 2021.
The capital conservation buffer is applicable to certain institutions, including Wells Fargo, under the Advanced Approach and is intended to absorb losses during times of economic or financial stress.

56	Wells Fargo & Company

The stress capital buffer is calculated based on the decrease in a BHC’s risk-based capital ratios under the severely adverse scenario in the FRB’s annual supervisory stress test and related Comprehensive Capital Analysis and Review (CCAR), plus four quarters of planned common stock dividends. Because the stress capital buffer is calculated annually based on data that can differ over time, our stress capital buffer, and thus our risk-based capital ratio requirements under the Standardized Approach, are subject to change in future periods. Our stress capital buffer for the period October 1, 2021, through September 30, 2022, is 3.10%.
As a G-SIB, we are also subject to the FRB’s rule implementing an additional capital surcharge of between 1.00-4.50% on the risk-based capital ratio requirements of G-SIBs. Under the rule, we must annually calculate our surcharge under two methods and use the higher of the two surcharges. The first method (method one) considers our size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with the methodology developed by the BCBS and the Financial Stability Board (FSB). The second method (method two) uses similar inputs, but replaces substitutability with use of short-term wholesale funding and will generally result in higher surcharges than under method one. Because the G-SIB capital surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future years. Our G-SIB capital surcharge decreased by 50 basis points to 1.50% beginning in first quarter 2022.
Under the risk-based capital rules, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets (RWAs).
Effective January 1, 2022, we are required by federal banking regulators to use the Standardized Approach for Counterparty Credit Risk (SA-CCR) for calculating exposure amounts for credit RWAs on derivative contracts. SA-CCR replaced the current exposure method for calculating these exposure amounts for purposes of our risk-based capital ratios and our supplementary leverage ratio. The adoption of SA-CCR resulted in an increase of less than 1.00% in total RWAs under the Standardized Approach (which was our binding approach at December 31, 2021) and a decrease of less than 0.50% in total leverage exposure at January 1, 2022.
The Basel III capital requirements for calculating CET1 and tier 1 capital, along with RWAs, are fully phased-in. However, the requirements for determining tier 2 and total capital remained in accordance with transition requirements at December 31, 2021, but became fully phased-in beginning January 1, 2022.
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
Table 39 summarizes our CET1, tier 1 capital, total capital, RWAs and capital ratios on a fully phased-in basis at December 31, 2021 and 2020. Fully phased-in total capital amounts and ratios are considered non-GAAP financial measures that are used by management, bank regulatory agencies, investors and analysts to assess and monitor the Company’s capital position. See Table 40 for information regarding the calculation and components of our CET1, tier 1 capital, total capital and RWAs, as well as a corresponding reconciliation to GAAP financial measures for our fully phased-in total capital amounts.
Table 39: Capital Components and Ratios (Fully Phased-In)

		Standardized Approach				Advanced Approach
(in millions, except ratios)		Required Capital Ratios (1)	Dec 31, 2021		Dec 31, 2020	Required Capital Ratios (1)	Dec 31, 2021	Dec 31, 2020
Common Equity Tier 1	(A)		$140,643		138,297		$140,643	138,297
Tier 1 Capital	(B)		159,671		158,196		159,671	158,196
Total Capital	(C)		196,281		196,529		186,553	186,803
Risk-Weighted Assets	(D)		1,239,026		1,193,744		1,116,068	1,158,355
Common Equity Tier 1 Capital Ratio	(A)/(D)	9.60%	11.35	*	11.59	9.00	12.60	11.94
Tier 1 Capital Ratio	(B)/(D)	11.10	12.89	*	13.25	10.50	14.31	13.66
Total Capital Ratio	(C)/(D)	13.10	15.84	*	16.47	12.50	16.72	16.14
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2021.
(1)Represents the minimum ratios required to avoid restrictions on capital distributions and discretionary bonus payments at December 31, 2021.

Wells Fargo & Company	57

Capital Management (continued)
Table 40 provides information regarding the calculation and composition of our risk-based capital under the Standardized and Advanced Approaches at December 31, 2021 and 2020.

Table 40: Risk-Based Capital Calculation and Components

		Standardized Approach		Advanced Approach
(in millions)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Total equity (1)		190,110	185,712	$190,110	185,712
Effect of accounting policy changes (1)		—	208	—	208
Total equity (as reported)		190,110	185,920	190,110	185,920
Adjustments:
Preferred stock		(20,057)	(21,136)	(20,057)	(21,136)
Additional paid-in capital on preferred stock		136	152	136	152
Unearned ESOP shares		646	875	646	875
Noncontrolling interests		(2,504)	(1,033)	(2,504)	(1,033)
Total common stockholders’ equity		$168,331	164,778	168,331	164,778
Adjustments:
Goodwill		(25,180)	(26,392)	(25,180)	(26,392)
Certain identifiable intangible assets (other than MSRs)		(225)	(342)	(225)	(342)
Goodwill and other intangibles on nonmarketable equity securities (included in other assets)		(2,437)	(1,965)	(2,437)	(1,965)
Applicable deferred taxes related to goodwill and other intangible assets (2)		765	856	765	856
CECL transition provision (3)		241	1,720	241	1,720
Other		(852)	(358)	(852)	(358)
Common Equity Tier 1		$140,643	138,297	140,643	138,297
Preferred stock		20,057	21,136	20,057	21,136
Additional paid-in capital on preferred stock		(136)	(152)	(136)	(152)
Unearned ESOP shares		(646)	(875)	(646)	(875)
Other		(247)	(210)	(247)	(210)
Total Tier 1 capital	(A)	$159,671	158,196	159,671	158,196
Long-term debt and other instruments qualifying as Tier 2		22,740	24,387	22,740	24,387
Qualifying allowance for credit losses (4)		14,149	14,134	4,421	4,408
Other		(279)	(188)	(279)	(188)
Total Tier 2 capital (fully phased-in)	(B)	$36,610	38,333	26,882	28,607
Effect of Basel III transition requirements		27	131	27	131
Total Tier 2 capital (Basel III transition requirements)		$36,637	38,464	26,909	28,738

Total qualifying capital (fully phased-in)	(A)+(B)	$196,281	196,529	186,553	186,803
Total Effect of Basel III transition requirements		27	131	27	131
Total qualifying capital (Basel III transition requirements)		$196,308	196,660	186,580	186,934

Risk-Weighted Assets (RWAs)(5):
Credit risk		1,186,810	1,125,813	$747,714	752,999
Market risk		52,216	67,931	52,216	67,931
Operational risk		—	—	316,138	337,425
Total RWAs		$1,239,026	1,193,744	1,116,068	1,158,355
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period total equity was revised to conform with the current period presentation. Prior period risk-based capital and certain other regulatory related metrics were not revised.
(2)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.
(3)At December 31, 2021, the impact of the current expected credit losses (CECL) transition provision issued by federal banking regulators on our regulatory capital was an increase in capital of $241 million, reflecting a $991 million (post-tax) increase in capital recognized upon our initial adoption of CECL, offset by 25% of the $4.9 billion increase in our ACL under CECL from January 1, 2020, through December 31, 2021.
(4)Differences between the approaches are driven by the qualifying amounts of ACL includable in Tier 2 capital. Under the Advanced Approach, eligible credit reserves represented by the amount of qualifying ACL in excess of expected credit losses (using regulatory definitions) is limited to 0.60% of Advanced credit RWAs, whereas the Standardized Approach includes ACL in Tier 2 capital up to 1.25% of Standardized credit RWAs. Under both approaches, any excess ACL is deducted from the respective total RWAs.
(5)RWAs calculated under the Advanced Approach utilize a risk-sensitive methodology, which relies upon the use of internal credit models based upon our experience with internal rating grades. Advanced Approach also includes an operational risk component, which reflects the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.

58	Wells Fargo & Company

Table 41 presents the changes in CET1 for the year ended December 31, 2021.
Table 41: Analysis of Changes in Common Equity Tier 1

(in millions)
Common Equity Tier 1 at December 31, 2020	$138,297
Net income applicable to common stock	20,256
Common stock dividends	(2,426)
Common stock issued, repurchased, and stock compensation-related items	(12,197)
Changes in cumulative other comprehensive income	(1,896)
Goodwill	1,212
Certain identifiable intangible assets (other than MSRs)	117
Goodwill and other intangibles on nonmarketable equity securities (included in other assets)	(472)
Applicable deferred taxes related to goodwill and other intangible assets (1)	(91)
CECL transition provision (2)	(1,479)
Other	(678)
Change in Common Equity Tier 1	2,346
Common Equity Tier 1 at December 31, 2021	$140,643
(1)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.
(2)At December 31, 2021, the impact of the CECL transition provision issued by federal banking regulators on our regulatory capital was an increase in capital of $241 million, reflecting a $991 million (post-tax) increase in capital recognized upon our initial adoption of CECL, offset by 25% of the $4.9 billion increase in our ACL under CECL from January 1, 2020, through December 31, 2021.
Table 42 presents net changes in the components of RWAs under the Standardized and Advanced Approaches for the year ended December 31, 2021.
Table 42: Analysis of Changes in RWAs

(in millions)	Standardized Approach	Advanced Approach
RWAs at December 31, 2020	1,193,744	$1,158,355
Net change in credit risk RWAs	60,997	(5,285)
Net change in market risk RWAs	(15,715)	(15,715)
Net change in operational risk RWAs	—	(21,287)
Total change in RWAs	45,282	(42,287)
RWAs at December 31, 2021	$1,239,026	$1,116,068

Wells Fargo & Company	59

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
Table 43 provides a reconciliation of these non-GAAP financial measures to GAAP financial measures.
Table 43: Tangible Common Equity

		Balance at period end			Average balance
		Quarter ended			Year ended
(in millions, except ratios)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019
Total equity		$190,110	185,712	187,702	191,219	184,689	197,174
Adjustments:
Preferred stock		(20,057)	(21,136)	(21,549)	(21,151)	(21,364)	(22,522)
Additional paid-in capital on preferred stock		136	152	(71)	137	148	(81)
Unearned ESOP shares		646	875	1,143	874	1,007	1,306
Noncontrolling interests		(2,504)	(1,033)	(838)	(1,601)	(769)	(962)
Total common stockholders’ equity	(A)	168,331	164,570	166,387	169,478	163,711	174,915
Adjustments:
Goodwill		(25,180)	(26,392)	(26,390)	(26,087)	(26,387)	(26,409)
Certain identifiable intangible assets (other than MSRs)		(225)	(342)	(437)	(294)	(389)	(493)
Goodwill and other intangibles on nonmarketable equity securities (included in other assets)		(2,437)	(1,965)	(2,146)	(2,226)	(2,002)	(2,174)
Applicable deferred taxes related to goodwill and other intangible assets (1)		765	856	810	867	834	792
Tangible common equity	(B)	$141,254	136,727	138,224	141,738	135,767	146,631
Common shares outstanding	(C)	3,885.8	4,144.0	4,134.4	N/A	N/A	N/A
Net income applicable to common stock	(D)	N/A	N/A	N/A	$20,256	1,786	18,103
Book value per common share	(A)/(C)	$43.32	39.71	40.24	N/A	N/A	N/A
Tangible book value per common share	(B)/(C)	36.35	32.99	33.43	N/A	N/A	N/A
Return on average common stockholders’ equity (ROE)	(D)/(A)	N/A	N/A	N/A	11.95%	1.09	10.35
Return on average tangible common equity (ROTCE)	(D)/(B)	N/A	N/A	N/A	14.29	1.32	12.35
(1)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period end.
LEVERAGE REQUIREMENTS As a BHC, we are required to maintain a supplementary leverage ratio (SLR) to avoid restrictions on capital distributions and discretionary bonus payments and maintain a minimum tier 1 leverage ratio. Table 44 presents the leverage requirements applicable to the Company as of December 31, 2021.
Table 44: Leverage Requirements Applicable to the Company
In addition, our IDIs are required to maintain an SLR of at least 6.00% to be considered well capitalized under applicable regulatory capital adequacy rules and maintain a minimum tier 1 leverage ratio of 4.00%.
The FRB and OCC have proposed amendments to the SLR rules (Proposed SLR rules) that would replace the 2.00% supplementary leverage buffer with a buffer equal to one-half of our G-SIB capital surcharge. The Proposed SLR rules would similarly tailor the current 6.00% SLR requirement for our IDIs.

60	Wells Fargo & Company

At December 31, 2021, the Company’s SLR was 6.89%, and each of our IDIs exceeded their applicable SLR requirements. Table 45 presents information regarding the calculation and components of the Company’s SLR and tier 1 leverage ratio.

Table 45: Leverage Ratios for the Company

(in millions, except ratios)		Quarter ended December 31, 2021
Tier 1 capital	(A)	$159,671
Total average assets		1,943,670
Less: Goodwill and other permitted Tier 1 capital deductions (net of deferred tax liabilities)		28,085
Total adjusted average assets		1,915,585
Plus adjustments for off-balance sheet exposures:
Derivatives (1)		71,926
Repo-style transactions (2)		3,080
Other (3)		325,488
Total off-balance sheet exposures		400,494
Total leverage exposure	(B)	$2,316,079
Supplementary leverage ratio	(A)/(B)	6.89%

Tier 1 leverage ratio (4)		8.34%
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
TOTAL LOSS ABSORBING CAPACITY As a G-SIB, we are required to have a minimum amount of equity and unsecured long-term debt for purposes of resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). U.S. G-SIBs are required to have a minimum amount of TLAC (consisting of CET1 capital and additional tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) to avoid restrictions on capital distributions and discretionary bonus payments, as well as a minimum amount of eligible unsecured long-term debt. The components used to calculate our minimum TLAC and eligible unsecured long-term debt requirements as of December 31, 2021, are presented in Table 46.
Table 46: Components Used to Calculate TLAC and Eligible Unsecured Long-Term Debt Requirements

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
+
Greater of method one and method two G-SIB capital surcharge

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
Table 47 provides our TLAC and eligible unsecured long-term debt and related ratios as of December 31, 2021, and December 31, 2020.
Table 47: TLAC and Eligible Unsecured Long-Term Debt

($ in millions)	TLAC (1)	Regulatory Minimum (2)	Eligible Unsecured Long-term Debt	Regulatory Minimum
	December 31, 2021
Total eligible amount	$285,312		120,943

Percentage of RWAs (3)	23.03%	21.50	9.76	8.00
Percentage of total leverage exposure	12.32	9.50	5.22	4.50

	December 31, 2020
Total eligible amount	$307,226		140,703

Percentage of RWAs (3)	25.74%	22.00	11.79	8.00
Percentage of total leverage exposure (4)	15.64	9.50	7.16	4.50
(1)TLAC ratios are calculated using the CECL transition provision issued by federal banking regulators.
(2)Represents the minimum required to avoid restrictions on capital distributions and discretionary bonus payments.
(3)Our minimum TLAC and eligible unsecured long-term debt requirements are calculated based on the greater of RWAs determined under the Standardized and Advanced Approaches.
(4)Total leverage exposure at December 31, 2020, reflected an interim final rule issued by the FRB that temporarily allowed a bank holding company to exclude on-balance sheet amounts of U.S. Treasury securities and deposits at Federal Reserve Banks from the calculation of its total leverage exposure.
OTHER REGULATORY CAPITAL AND LIQUIDITY MATTERS For information regarding the U.S. implementation of the Basel III LCR and NSFR, see the “Risk Management – Asset/ Liability Management – Liquidity Risk and Funding – Liquidity Standards” section in this Report.
Capital Planning and Stress Testing
Our planned long-term capital structure is designed to meet regulatory and market expectations. We believe that our long-term targeted capital structure enables us to invest in and grow our business, satisfy our customers’ financial needs in varying environments, access markets, and maintain flexibility to return capital to our shareholders. Our long-term targeted capital structure also considers capital levels sufficient to exceed capital requirements including the G-SIB capital surcharge. Accordingly, we currently target a long-term CET1 capital ratio that is 100 basis points above our regulatory requirement plus an incremental buffer of 25 to 50 basis points. Our capital targets are subject to change based on various factors, including changes to the regulatory requirements for our capital ratios, planned capital actions, changes in our risk profile and other factors.
The FRB capital plan rule establishes capital planning and other requirements that govern capital distributions, including dividends and share repurchases, by certain BHCs, including Wells Fargo. The FRB assesses, among other things, the overall financial condition, risk profile, and capital adequacy of BHCs when evaluating their capital plans.
Federal banking regulators also require large BHCs and banks to conduct their own stress tests to evaluate whether the

Wells Fargo & Company	61

Capital Management (continued)
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
At December 31, 2021, we had remaining Board authority to repurchase approximately 361 million shares, subject to regulatory and legal conditions. For additional information about share repurchases during fourth quarter 2021, see Part II, Item 5 in our 2021 Form 10-K.

Regulatory Matters
The U.S. financial services industry is subject to significant regulation and regulatory oversight initiatives. This regulation and oversight may continue to impact how U.S. financial services companies conduct business and may continue to result in increased regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2021 Form 10-K, and the “Overview,” “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 28 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.

Dodd-Frank Act
The Dodd-Frank Act is the most significant financial reform legislation since the 1930s. The following provides additional information on the Dodd-Frank Act, including certain of its rulemaking initiatives.
•Enhanced supervision and regulation of systemically important firms. The Dodd-Frank Act grants broad authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, single counterparty credit limits, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. In addition, the FRB has proposed a rule to establish remediation requirements for large BHCs experiencing financial distress. Furthermore, in order to promote a BHC’s safety and soundness and the financial and operational resilience of its operations, the FRB has finalized guidance regarding effective boards of directors of large BHCs and has proposed related guidance identifying core principles for effective senior management. The OCC, under separate authority, has finalized guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A. The OCC guidelines require covered banks to establish and adhere to a written risk governance framework to manage and control their risk-taking activities. The guidelines also formalize roles and responsibilities for risk management practices within covered banks and create certain risk oversight responsibilities for their boards of directors. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks.
•Regulation of consumer financial products. The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure that consumers receive clear and accurate disclosures regarding financial products and are protected from unfair, deceptive or abusive practices. The CFPB has issued a number of rules impacting consumer financial products, including rules regarding the origination, servicing, notification, disclosure and other requirements with respect to residential mortgage lending, as well as rules impacting prepaid cards, credit cards, and other financial products and banking-related activities. In addition to these rulemaking activities, the CFPB is continuing its ongoing supervisory examination activities of the financial services industry with respect to a number of consumer businesses and products, including mortgage lending and servicing, fair lending requirements, and auto finance.
•Regulation of swaps and other derivatives activities. The Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives, and, pursuant to authority granted by the Dodd-Frank Act, the Commodity Futures Trading Commission (CFTC) and the Securities and Exchange Commission (SEC) have adopted comprehensive sets of rules regulating swaps and security-based swaps, respectively, and the OCC and other federal regulatory agencies have adopted margin requirements for uncleared swaps and security-based swaps. As a provisionally-registered swap dealer and a conditionally-registered security-based swap dealer, Wells Fargo Bank, N.A., is subject to these rules. These rules, as well as others adopted or under consideration by regulators in the United States and other jurisdictions, may negatively impact customer demand for over-the-counter derivatives, impact our ability to offer customers new derivatives or amendments to existing derivatives, and may increase our costs for engaging in swaps, security-based swaps, and other derivatives activities.

Regulatory Capital, Leverage, and Liquidity Requirements
The Company and each of our IDIs are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. For example, the Company is subject to rules issued by federal banking regulators to implement Basel III risk-

62	Wells Fargo & Company

based capital requirements for U.S. banking organizations. The Company and its IDIs are also required to maintain specified leverage and supplementary leverage ratios. In addition, the Company is required to have a minimum amount of total loss absorbing capacity for purposes of resolvability and resiliency. Federal banking regulators have also issued final rules requiring a liquidity coverage ratio and a net stable funding ratio. For additional information on the final risk-based capital, leverage and liquidity rules, and additional capital requirements applicable to us, see the “Capital Management” and “Risk Management – Asset/Liability Management – Liquidity Risk and Funding – Liquidity Standards” sections in this Report.

“Living Will” Requirements and Related Matters
Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically submit resolution plans, also known as “living wills,” that would facilitate their rapid and orderly resolution in the event of material financial distress or failure. Under the rules, rapid and orderly resolution means a reorganization or liquidation of the covered company under the U.S. Bankruptcy Code that can be accomplished in a reasonable period of time and in a manner that substantially mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. In addition to the Company’s resolution plan, our national bank subsidiary, Wells Fargo Bank, N.A. (the “Bank”), is also required to prepare and periodically submit a resolution plan. If the FRB and/or FDIC determine that our resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB and/or FDIC ultimately determine that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations. On June 29, 2021, we submitted our most recent resolution plan to the FRB and FDIC.
If Wells Fargo were to fail, it may be resolved in a bankruptcy proceeding or, if certain conditions are met, under the resolution regime created by the Dodd-Frank Act known as the “orderly liquidation authority.” The orderly liquidation authority allows for the appointment of the FDIC as receiver for a systemically important financial institution that is in default or in danger of default if, among other things, the resolution of the institution under the U.S. Bankruptcy Code would have serious adverse effects on financial stability in the United States. If the FDIC is appointed as receiver for Wells Fargo & Company (the “Parent”), then the orderly liquidation authority, rather than the U.S. Bankruptcy Code, would determine the powers of the receiver and the rights and obligations of our security holders. The FDIC’s orderly liquidation authority requires that security holders of a company in receivership bear all losses before U.S. taxpayers are exposed to any losses. There are substantial differences in the rights of creditors between the orderly liquidation authority and the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims under the U.S. Bankruptcy Code in certain circumstances and the use of an administrative claims procedure instead of a judicial procedure to determine creditors’ claims.
The strategy described in our most recent resolution plan is a single point of entry strategy, in which the Parent would be the only material legal entity to enter resolution proceedings. However, the strategy described in our resolution plan is not binding in the event of an actual resolution of Wells Fargo, whether conducted under the U.S. Bankruptcy Code or by the FDIC under the orderly liquidation authority. The FDIC has announced that a single point of entry strategy may be a desirable strategy under its implementation of the orderly liquidation authority, but not all aspects of how the FDIC might exercise this authority are known and additional rulemaking is possible.
To facilitate the orderly resolution of systemically important financial institutions in case of material distress or failure, federal banking regulations require that institutions, such as Wells Fargo, maintain a minimum amount of equity and unsecured debt to absorb losses and recapitalize operating subsidiaries. Federal banking regulators have also required measures to facilitate the continued operation of operating subsidiaries notwithstanding the failure of their parent companies, such as limitations on parent guarantees, and have issued guidance encouraging institutions to take legally binding measures to provide capital and liquidity resources to certain subsidiaries to facilitate an orderly resolution. In response to the regulators’ guidance and to facilitate the orderly resolution of the Company, on June 28, 2017, the Parent entered into a support agreement, as amended and restated on June 26, 2019 (the “Support Agreement”), with WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), the Bank, Wells Fargo Securities, LLC (“WFS”), Wells Fargo Clearing Services, LLC (“WFCS”), and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes (the “Covered Entities”) or identified from time to time as related support entities in our resolution plan (the “Related Support Entities”). Pursuant to the Support Agreement, the Parent transferred a significant amount of its assets, including the majority of its cash, deposits, liquid securities and intercompany loans (but excluding its equity interests in its subsidiaries and certain other assets), to the IHC and will continue to transfer those types of assets to the IHC from time to time. In the event of our material financial distress or failure, the IHC will be obligated to use the transferred assets to provide capital and/or liquidity to the Bank, WFS, WFCS, and the Covered Entities pursuant to the Support Agreement. Under the Support Agreement, the IHC will also provide funding and liquidity to the Parent through subordinated notes and a committed line of credit, which, together with the issuance of dividends, is expected to provide the Parent, during business as usual operating conditions, with the same access to cash necessary to service its debts, pay dividends, repurchase its shares, and perform its other obligations as it would have had if it had not entered into these arrangements and transferred any assets. If certain liquidity and/or capital metrics fall below defined triggers, or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code, the subordinated notes would be forgiven, the committed line of credit would terminate, and the IHC’s ability to pay dividends to the Parent would be restricted, any of which could materially and adversely impact the Parent’s liquidity and its ability to satisfy its debts and other obligations, and could result in the commencement of bankruptcy proceedings by the Parent at an earlier time than might have otherwise occurred if the Support Agreement were not implemented. The respective obligations under the Support Agreement of the Parent, the IHC, the Bank, and the Related Support Entities are secured pursuant to a related security agreement.
In addition to our resolution plans, we must also prepare and periodically submit to the FRB a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. Recovery options include the possible sale, transfer or disposal of assets, securities, loan

Wells Fargo & Company	63

Regulatory Matters (continued)
portfolios or businesses. The Bank must also prepare and periodically submit to the OCC a recovery plan that sets forth the Bank’s plan to remain a going concern when the Bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If either the FRB or the OCC determines that our recovery plan is deficient, they may impose fines, restrictions on our business or ultimately require us to divest assets.

Other Regulatory Related Matters
•Regulatory actions. The Company is subject to a number of consent orders and other regulatory actions, which may require the Company, among other things, to undertake certain changes to its business, operations, products and services, and risk management practices, and include the following:
◦Consent Orders Discussed in the “Overview” Section in this Report. For a discussion of certain consent orders applicable to the Company, see the “Overview” section in this Report.
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
•Regulatory Developments Related to COVID-19. In response to the COVID-19 pandemic and related events, federal banking regulators undertook a number of measures to help stabilize the banking sector, support the broader economy, and facilitate the ability of banking organizations like Wells Fargo to continue lending to consumers and businesses. For example, in order to facilitate the Coronavirus Aid, Relief and Economic Security Act (CARES Act), federal banking regulators issued rules designed to encourage financial institutions to participate in stimulus measures, such as the Small Business Administration’s Paycheck Protection Program. Similarly, the FRB launched a number of lending facilities designed to enhance liquidity and the functioning of markets, including facilities covering money market mutual funds and term asset-backed securities loans. Certain of these measures, including the acceptance of applications under the Paycheck Protection Program and the extension of credit under certain FRB lending facilities, ended in 2021. Federal banking regulators also issued rules amending the regulatory capital and TLAC rules and other prudential regulations to temporarily ease certain restrictions on banking organizations and encourage the use of certain FRB-established facilities in order to further promote lending to consumers and businesses.
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
•Regulatory Developments in Response to Climate Change. Federal and state governments and government agencies have demonstrated increased attention to the impacts and potential risks associated with climate change. For example, federal banking regulators are reviewing the implications of climate change on the financial stability of the United States and the identification and management by BHCs of climate-related financial risks. The approaches taken by various governments and government agencies can vary significantly, evolve over time, and sometimes conflict. Any current or future rules, regulations, and guidance related to climate change and its impacts could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us, or otherwise adversely affect our business operations and/or competitive position.

64	Wells Fargo & Company

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
•Usage of credit loss estimation models. We use internally developed models that incorporate credit attributes and economic variables to generate estimates of credit losses. Management uses a combination of judgment and quantitative analytics in the determination of segmentation, modeling approach, and variables that are leveraged in the models. These models are validated in accordance with the Company’s policies by an internal model validation group. We routinely assess our model performance and apply adjustments when necessary to improve the accuracy of loss estimation. We also assess our models for limitations against the company-wide risk inventory to help ensure that we appropriately capture known and emerging risks in our estimate of expected credit losses and apply overlays as needed.
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

Wells Fargo & Company	65

Critical Accounting Policies (continued)
options. We also incorporate any scenarios where we reasonably expect to provide an extension through a TDR. Credit card loans have indeterminate maturities, which requires that we determine a contractual life by estimating the application of future payments to the outstanding loan amount.
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
Our sensitivity analysis does not represent management’s view of expected credit losses at the balance sheet date. We applied 100% weight to the downside scenario in our sensitivity analysis to reflect the potential for further economic deterioration from a COVID-19 resurgence. The outcome of the scenario was influenced by the duration, severity, and timing of changes in economic variables within the scenario. The sensitivity analysis resulted in a hypothetical increase in the ACL for loans of approximately $4.4 billion at December 31, 2021. The hypothetical increase in our ACL for loans does not incorporate the impact of management judgment for qualitative factors applied in the current ACL for loans, which may have a positive or negative effect on the results. It is possible that others performing similar sensitivity analyses could reach different conclusions or results.
The sensitivity analysis excludes the ACL for debt securities and other financial assets given its size relative to the overall ACL. Management believes that the estimate for the ACL for loans was appropriate at the balance sheet date.

Valuation of Residential Mortgage Servicing Rights (MSRs)
MSRs are assets that represent the rights to service mortgage loans for others. We recognize MSRs when we retain servicing rights in connection with the sale or securitization of loans we originate (asset transfers), or purchase servicing rights from third parties. We also have acquired MSRs in the past under co-issuer agreements that provide for us to service loans that were originated and securitized by third-party correspondents.
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
•The mortgage loan prepayment rate used to estimate future net servicing income. The prepayment rate is the annual rate at which borrowers are forecasted to repay their mortgage loan principal; this rate also includes estimated borrower defaults. We use models to estimate prepayment rate and borrower defaults which are influenced by changes in mortgage interest rates and borrower behavior.
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
•The expected cost to service loans used to estimate future net servicing income. The cost to service loans includes estimates for unreimbursed expenses, such as delinquency and foreclosure costs, which considers the number of defaulted loans as well as the incremental cost to service loans in default and foreclosure. We use a market participant's view for our estimated cost to service and our actual costs may vary from that estimate.

Both prepayment rate and discount rate assumptions can, and generally will, change quarterly as market conditions and mortgage interest rates change. For example, an increase in either the prepayment rate or discount rate assumption results in a decrease in the fair value of the MSRs, while a decrease in either assumption would result in an increase in the fair value of the MSRs. In recent years, there have been significant market-driven fluctuations in loan prepayment rate and the discount rate. These fluctuations can be rapid and may be significant in the future. Additionally, future regulatory or investor changes in servicing standards, as well as changes in individual state foreclosure legislation or changes in market participant information regarding servicing cost assumptions, may have an impact on our servicing cost assumption and our MSR valuation in future periods. We periodically benchmark our MSR fair value estimate to independent appraisals.
For a description of our valuation and sensitivity of MSRs, see Note 1 (Summary of Significant Accounting Policies), Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities) to Financial Statements in this Report.

Fair Value of Financial Instruments
Fair value represents the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date.
We use fair value measurements to record fair value adjustments to certain financial instruments and to fulfill fair value disclosure requirements. For example, assets and liabilities held for trading purposes, marketable equity securities, AFS debt securities, derivatives and a majority of our LHFS are carried at fair value each period. Other financial instruments, such as certain LHFS, a majority of nonmarketable equity securities, and loans held for investment, are not carried at fair value each period but may require nonrecurring fair value adjustments due to application of lower-of-cost-or-market

66	Wells Fargo & Company

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
When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that generally use market-based or independently sourced market parameters, including interest rate yield curves, prepayment rates, option volatilities and currency rates. However, when observable market data is limited or not available, fair value estimates are typically determined using internal models based on unobservable inputs. Internal models used to determine fair value are validated in accordance with Company policies by an internal model validation group. Additionally, we use third-party pricing services to obtain fair values, which are used to either record the price of an instrument or to corroborate internal prices. Third-party price validation procedures are performed over the reasonableness of the fair value measurements.
When using internal models based on unobservable inputs, management judgment is necessary as we make judgments about significant assumptions that market participants would use to estimate fair value. Determination of these assumptions includes consideration of many factors, including market conditions and liquidity levels. Changes in the market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value. In such cases, it may be appropriate to adjust available quoted prices or observable market data. For example, we may adjust a price received from a third-party pricing service using internal models based on discounted cash flows when the impact of illiquid markets has not already been incorporated in the fair value measurement. Additionally, for certain residential LHFS and certain debt and equity securities where the significant inputs have become unobservable due to illiquid markets and a third-party pricing service is not used, our discounted cash flow model uses a discount rate that reflects what we believe a market participant would require in light of the illiquid market.
We continually assess the level and volume of market activity in our debt and equity security classes in determining adjustments, if any, to quoted prices. Given market conditions can change over time, our determination of which securities markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which quoted prices require adjustment, can also change.
Significant judgment is also applied in the determination of whether certain assets measured at fair value are classified as Level 2 or Level 3 of the fair value hierarchy. When making this judgment, we consider available information, including observable market data, indications of market liquidity and orderliness, and our understanding of the valuation techniques and significant inputs used to estimate fair value. The classification as Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of unobservable inputs to each instrument’s fair value measurement in its entirety. If unobservable inputs are considered significant to the fair value measurement, the instrument is classified as Level 3.
Table 48 presents our (1) assets and liabilities recorded at fair value on a recurring basis and (2) Level 3 assets and liabilities recorded at fair value on a recurring basis, both presented as a percentage of our total assets and total liabilities.

Table 48: Fair Value Level 3 Summary

	December 31, 2021		December 31, 2020
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets recorded at fair value on a recurring basis	$348.9	19.6	380.3	21.9
As a percentage of total assets	18%	1	19	1
Liabilities recorded at fair value on a recurring basis	$30.1	2.6	39.0	2.0
As a percentage of total liabilities	2%	*	2	*
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

Wells Fargo & Company	67

Critical Accounting Policies (continued)
disputes during the tax examination and audit process and ultimately through the court systems when applicable.
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

Liability for Contingent Litigation Losses
The Company is involved in a number of judicial, regulatory, governmental, arbitration and other proceedings or investigations concerning matters arising from the conduct of its business activities, and many of those proceedings and investigations expose the Company to potential financial loss or other adverse consequences. We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. For such accruals, we record the amount we consider to be the best estimate within a range of potential losses that are both probable and estimable; however, if we cannot determine a best estimate, then we record the low end of the range of those potential losses. The actual costs of resolving legal actions may be substantially higher or lower than the amounts accrued for those actions.
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
See Note 15 (Legal Actions) to Financial Statements in this Report for additional information.

Goodwill Impairment
We test goodwill for impairment annually in the fourth quarter or more frequently as macroeconomic and other business factors warrant. These factors may include trends in short-term or long-term interest rates, negative trends from reduced revenue generating activities or increased costs, adverse actions by regulators, or company specific factors such as a decline in market capitalization.
We identify reporting units to be assessed for goodwill impairment at the reportable operating segment level or one level below. We calculate reporting unit carrying amounts as allocated capital plus assigned goodwill and other intangible assets. We allocate capital to the reporting units under a risk-sensitive framework driven by our regulatory capital requirements. We estimate fair value of the reporting units based on a balanced weighting of fair values estimated using both an income approach and a market approach and are intended to reflect Company performance and expectations as well as external market conditions. The methodologies for calculating carrying amounts and estimating fair values are periodically assessed by senior management and revised as necessary.
The income approach is a discounted cash flow (DCF) analysis, which estimates the present value of future cash flows associated with each reporting unit. A DCF analysis requires significant judgment to model financial forecasts for our lines of business. Significant assumptions include future expectations of economic conditions and balance sheet changes, and assumptions related to future business activities. The forecasts are reviewed by senior management. For periods after our financial forecasts, we incorporate a terminal value estimate based on an assumed long-term growth rate. We discount these forecasted cash flows using a rate derived from the capital asset pricing model which produces an estimated cost of equity specific to that reporting unit, which reflects risks and uncertainties in the financial markets and in our internally generated business projections.
The market approach utilizes observable market data from comparable publicly traded companies, such as price-to-earnings or price-to-tangible book value ratios, to estimate a reporting unit’s fair value. The results of the market approach include a control premium to represent our expectation of a hypothetical acquisition of the reporting unit. Management uses judgment in the selection of comparable companies and includes those with the most similar business activities.
The aggregate fair value of our reporting units exceeded our market capitalization for our fourth quarter 2021 assessment. Factors that we considered in our assessment and contributed to this difference included: (i) an overall premium that would be paid to gain control of the operating and financial decisions of the Company, (ii) synergies that we believe may not be reflected in the price of the Company’s common stock, (iii) a higher degree of complexity and execution risk at the Company level, compared with the individual reporting unit level, and (iv) risks or benefits at the Company level that may not be reflected in the fair value of the individual reporting units.
Based on our fourth quarter 2021 assessment, there was no impairment of goodwill at December 31, 2021. The fair value of each reporting unit exceeded its carrying amount by a substantial amount.
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

68	Wells Fargo & Company

Current Accounting Developments
Table 49 provides the significant accounting updates applicable to us that have been issued by the Financial Accounting Standards Board (FASB) but are not yet effective.
Table 49: Current Accounting Developments – Issued Standards

Description and Effective Date	Financial statement impact
ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts and subsequent related updates
The Update, effective January 1, 2023, requires market risk benefits (features of insurance contracts that protect the policyholder from other-than-nominal capital market risk and expose the insurer to that risk) to be measured at fair value through earnings with changes in fair value attributable to our own credit risk recognized in other comprehensive income. The Update also requires more frequent updates for insurance assumptions, mandates the use of a standardized discount rate for traditional long-duration contracts, and simplifies the amortization of deferred acquisition costs.	The most significant impact of adoption relates to reinsurance of variable annuity products for a limited number of our insurance clients. Our reinsurance business is no longer entering into new contracts. These variable annuity products contain guaranteed minimum benefits that require us to make benefit payments for the remainder of the policyholder's life once the account values are exhausted. These guaranteed minimum benefits meet the definition of market risk benefits and will be measured at fair value. The cumulative effect of the difference between fair value and the carrying value upon adoption of the Update, net of income tax adjustments and excluding the impact of our own credit risk, will be recognized in the opening balance of retained earnings in the earliest period presented and will affect our regulatory capital calculations. At December 31, 2021, our estimated liability related to these guaranteed minimum benefits was approximately $500 million and was associated with approximately $13.1 billion of policyholder account values. We expect future earnings volatility from changes in the fair value of market risk benefits, which are sensitive to changes in equity and fixed income markets, as well as policyholder behavior and changes in mortality assumptions. We plan to economically hedge the market volatility, where feasible. Changes in the accounting for the liability of future policy benefits for traditional long-duration contracts and deferred acquisition costs are not expected to be material.
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
•ASU 2021-05 – Leases (Topic 842): Lessors – Certain Leases with Variable Lease Payments
•ASU 2021-08 – Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
•ASU 2021-10 – Government Assistance (Topic 832): Disclosures by Business Entities About Government Assistance

Wells Fargo & Company	69

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
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
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
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

70	Wells Fargo & Company

requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in this Report, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.1
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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

Wells Fargo & Company	71

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
ECONOMIC, FINANCIAL MARKETS, INTEREST RATES, AND LIQUIDITY RISKS
Our financial results have been, and will continue to be, materially affected by general economic conditions, and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses, including our mortgage banking business. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. The negative effects and continued uncertainty stemming from U.S. fiscal, monetary and political matters, including concerns about deficit and debt levels, inflation, taxes and U.S. debt ratings, have impacted and may continue to impact the global economy. Moreover, geopolitical matters, including international political unrest or disturbances, the United Kingdom’s exit from the European Union, as well as continued concerns over commodity prices, restrictions on international trade and corresponding retaliatory measures, and global economic difficulties, may impact the stability of financial markets and the global economy. Any impacts to the global economy could have a similar impact to the U.S. economy. A prolonged period of slow growth in the global economy or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or weaken the U.S. or global economy, could materially adversely affect our financial results and condition.
A weakening in business or economic conditions, including higher unemployment levels or declines in home prices, as well as higher interest rates, can also adversely affect our borrowers’ ability to repay their loans, which can negatively impact our credit performance. If unemployment levels worsen or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial and CRE lenders in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Furthermore, weak economic conditions, as well as competition and/or increases in interest rates, could soften demand for our loans resulting in our retaining a much higher amount of lower yielding liquid assets on our consolidated balance sheet. If economic conditions do not continue to improve or if the economy worsens and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our credit products, including our mortgages, may fall, reducing our interest and noninterest income and our earnings.
A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, securities brokerage, wealth management, markets and investment banking businesses. For example, because investment advisory fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. In addition, adverse market conditions may negatively affect the performance of products we have provided to customers, which may expose us to legal actions or additional costs. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our trading activities and venture capital businesses. Any deterioration in global financial markets and economies, including as a result of any international political unrest or disturbances, may adversely affect the revenues and earnings of our international operations, particularly our global financial institution and correspondent banking services.
For additional information, see the “Risk Management – Asset/Liability Management” and “– Credit Risk Management” sections in this Report.
The COVID-19 pandemic has adversely impacted our business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, affected equity market valuations, created significant volatility and disruption in financial markets, and increased unemployment levels. In addition, the pandemic resulted in restrictions and closures for many businesses, as well as the institution of social distancing, masking, and sheltering in place requirements in many states and communities. These impacts have varied over time, with changes often occurring suddenly. As a result of the pandemic, the demand for our products and services may continue to be significantly impacted, which could adversely affect our revenue, particularly if we are unable to satisfy changes in customer needs and preferences. Furthermore, the pandemic could continue to result in the recognition of credit losses in our loan portfolios and increases in our allowance for credit losses, particularly for industries most directly and adversely affected by the pandemic, such as travel and entertainment, and/or if businesses remain closed or fail, the impact on the global economy worsens, or more customers draw on their lines of credit or seek additional loans to help finance their businesses.
In addition, our business operations may be further disrupted if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions in connection with the pandemic.

72	Wells Fargo & Company

Moreover, the pandemic has created additional operational and compliance risks, including the need to quickly implement and execute new programs and procedures for the products and services we offer our customers, provide enhanced safety measures for our employees and customers, comply with rapidly changing regulatory requirements, address any increased risk of fraudulent activity, and protect the integrity and functionality of our systems, networks and operations while a larger number of our employees and those of our third-party service providers work remotely. The pandemic could also result in or contribute to additional downgrades to our credit ratings or credit outlook. In response to the pandemic, we previously suspended certain mortgage foreclosure activities and provided fee waivers, payment deferrals, and other expanded assistance for certain consumer and commercial lending customers, and future governmental actions may again require these and other types of customer-related responses. Our participation in governmental measures taken to address the economic impact from the COVID-19 pandemic could result in reputational harm, as well as continue to result in litigation and government investigations and proceedings. In addition, we reduced our common stock dividend and temporarily suspended share repurchases, and we could take, or be required to take, other capital actions in the future. The COVID-19 pandemic may also have the effect of increasing the likelihood and/or magnitude of the other risks described herein, including credit, market and operational related risks, particularly if the pandemic continues to adversely affect the global economy. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the effectiveness, availability and use of vaccines, the emergence and impact of COVID-19 variants, and actions taken by governmental authorities and other third parties in response to the pandemic.
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
The amount and type of earning assets we hold can affect our yield and net interest income. We hold earning assets in the form of loans and debt and equity securities, among other assets. As noted above, if the economy worsens we may see lower demand for loans by creditworthy customers, reducing our yield and net interest income. In addition, our net interest income and net interest margin can be negatively affected by a prolonged low interest rate environment as it may result in us holding lower yielding loans and securities on our consolidated balance sheet, particularly if we are unable to replace the maturing higher yielding assets with similar higher yielding assets. Increases in interest rates, however, may negatively affect loan demand and could result in higher credit losses as borrowers may have more difficulty making higher interest payments. As described below, changes in interest rates also affect our mortgage business, including the value of our MSRs.
Changes in the slope of the “yield curve” – or the spread between short-term and long-term interest rates – could also reduce our net interest income and net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. When the yield curve flattens, or even inverts, our net interest income and net interest margin could decrease if the cost of our short-term funding increases relative to the yield we can earn on our long-term assets. Moreover, a negative interest rate environment, in which interest rates drop below zero, could reduce our net interest income and net interest margin due to a likely decline in the interest we could earn on loans and other earning assets, while also likely requiring us to pay to maintain our deposits with the FRB.
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
We generally do not hedge all of our interest rate risk. There is always the risk that changes in interest rates, credit spreads or option volatility could reduce our net interest income and earnings, as well as our other comprehensive income, in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may incur significant losses on debt securities we hold as investments. To reduce our interest rate risk, we may rebalance our portfolios of debt securities, equity securities and loans, refinance our debt and take other strategic actions. We may incur losses when we take such actions. In addition, changes in interest rates can result in increased basis risk, which could limit the effectiveness of our hedging activities.
Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of any underlying collateral, we may be required to recognize other-than-temporary impairment (OTTI) in future periods on the securities we hold. Furthermore, the value of the debt securities we hold can fluctuate due to changes in interest rates, issuer creditworthiness, and other factors. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, and equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate the investment and risk management activities of our customers, as well as when we execute economic hedging to manage certain balance sheet risks. Trading debt securities and equity securities held for trading are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public debt and equity securities that are subject to market fluctuations with gains and losses recognized in net income. In addition, although high market volatility can increase our exposure to trading-related losses, periods of low volatility may have an adverse effect on our businesses as a result of reduced customer activity levels. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there

Wells Fargo & Company	73

Risk Factors (continued)
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
For additional information, see the “Risk Management – Asset/Liability Management – Interest Rate Risk”, “– Mortgage Banking Interest Rate and Market Risk”, “– Market Risk – Trading Activities”, and “– Market Risk – Equity Securities” and the “Balance Sheet Analysis – Available-for-Sale and Held-to-Maturity Debt Securities” sections in this Report and Note 2 (Trading Activities), Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) and Note 6 (Equity Securities) to Financial Statements in this Report.
The transition away from the London Interbank Offered Rate (LIBOR) may adversely affect our business, results of operations, and financial condition. The administrator of LIBOR ceased publication of LIBOR settings on a representative basis on December 31, 2021, with the exception of the most commonly used U.S. dollar (USD) LIBOR settings, which will no longer be published on a representative basis after June 30, 2023. Additionally, federal banking regulators have issued guidance strongly encouraging banking organizations to cease using USD LIBOR in new contracts. We have a significant number of assets and liabilities, such as commercial loans, adjustable-rate mortgage loans, derivatives, debt securities, and long-term debt, referenced to LIBOR and other interbank offered rates. When any such benchmark rate or other referenced financial metric is significantly changed, replaced or discontinued, or ceases to be recognized as an acceptable market benchmark rate or financial metric, there may be uncertainty or differences in the calculation of the applicable interest rate or payment amount depending on the terms of the governing instrument.
This could impact the financial performance of previously booked transactions, result in losses on financial instruments we hold, require different hedging strategies or result in ineffective or increased basis risk on existing hedges, impact the overall interest rate environment and the availability or cost of floating-rate funding, affect our capital and liquidity planning and management, or have other adverse financial consequences. There can be no assurance that any new benchmark rate or other financial metric will be an adequate alternative to LIBOR or produce the economic equivalent of LIBOR. In addition, the transition away from LIBOR will continue to require changes to existing transaction data, products, systems, models, operations, and pricing processes, as well as the modification or renegotiation of a substantial volume of existing transactions that reference USD LIBOR. It may also continue to result in significant operational, systems, or other practical challenges, increased compliance and operational costs, and heightened expectations and scrutiny from regulators, and could result in litigation, reputational harm, or other adverse consequences. There can be no assurance that statutory or contractual “fallback” provisions will be effective or that we or other contracting parties will be able to modify or renegotiate existing transactions before the discontinuation of LIBOR. Furthermore, the transition away from widely used benchmark rates like LIBOR could result in customers or other market participants challenging the determination of their interest payments, disputing the interpretation or implementation of fallback provisions and other transition related changes, or entering into fewer transactions or postponing their financing needs, which could reduce our revenue and adversely affect our business. Moreover, to the extent borrowers with loans referenced to LIBOR, such as adjustable-rate mortgage loans, experience higher interest payments as a result of the transition to a new benchmark rate, our customers’ ability to repay their loans may be adversely affected, which can negatively impact our credit performance.
For additional information on the discontinuation of LIBOR and the steps we are taking to address and mitigate the risks we have identified, see the “Overview – Recent Developments – LIBOR Transition” section in this Report.
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
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or our inability to access capital markets on favorable terms. Market disruption and volatility could impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; our inability to sell or securitize loans or other assets; disruptions or volatility in the repurchase market which also may increase our short-term funding costs; regulatory requirements or restrictions; unexpectedly high or accelerated customer draws on lines of credit; and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors

74	Wells Fargo & Company

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
As noted above, we rely heavily on customer deposits for our funding and liquidity. We compete with banks and other financial services companies for deposits. If our competitors raise the rates they pay on deposits our funding costs may increase, either because we raise our rates to avoid losing deposits or because we lose deposits and must rely on more expensive sources of funding. Checking and savings account balances and other forms of customer deposits may decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. When customers move money out of bank deposits and into other investments, we may lose a relatively low-cost source of funds, increasing our funding costs and negatively affecting our liquidity. In addition, actions taken to manage under the asset cap may continue to impact our ability to retain deposits.
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
For additional information, see the “Risk Management – Asset/Liability Management” section in this Report.
Adverse changes in our credit ratings could have a material adverse effect on our liquidity, cash flows, financial results and condition.  Our borrowing costs and ability to obtain funding are influenced by our credit ratings. Reductions in one or more of our credit ratings could adversely affect our ability to borrow funds and raise the costs of our borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect our ability to raise funding. Credit ratings and credit ratings agencies’ outlooks are based on the ratings agencies’ analysis of many quantitative and qualitative factors, such as our capital adequacy, liquidity, asset quality, business mix, the level and quality of our earnings, rating agency assumptions regarding the probability and extent of federal financial assistance or support, and other rating agency specific criteria. In addition to credit ratings, our borrowing costs are affected by various other external factors, including market volatility and concerns or perceptions about the financial services industry generally. There can be no assurance that we will maintain our credit ratings and outlooks and that credit ratings downgrades in the future would not materially affect our ability to borrow funds and borrowing costs. Downgrades in our credit ratings also may trigger additional collateral or funding obligations which, depending on the severity of the downgrade, could have a material adverse effect on our liquidity, including as a result of credit-related contingent features in certain of our derivative contracts.
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

We rely on dividends from our subsidiaries for liquidity, and federal and state law, as well as certain contractual arrangements, can limit those dividends. Wells Fargo & Company, the parent holding company (the “Parent”), is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its funding and liquidity from dividends and other distributions from its subsidiaries. We generally use these dividends and distributions, among other things, to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends and distributions that our bank and some of our nonbank subsidiaries, including our broker-dealer subsidiaries, may pay to the Parent. In addition, under a Support Agreement dated June 28, 2017, as amended and restated on June 26, 2019, among the Parent, WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), Wells Fargo Bank, N.A. (the “Bank”), Wells Fargo Securities, LLC, Wells Fargo Clearing Services, LLC, and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes or identified from time to time as related support entities in our resolution plan, the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
For additional information, see the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2021 Form 10-K and to Note 28 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.
REGULATORY RISKS

Current and future legislation and/or regulation could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage business, are subject to significant and extensive regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where they conduct business. These regulations generally protect depositors, federal deposit insurance funds, consumers, investors, employees, or the banking and financial system as a whole, not necessarily our security holders.

Wells Fargo & Company	75

Risk Factors (continued)
Economic, market and political conditions during the past few years have led to a significant amount of legislation and regulation in the U.S. and abroad affecting the financial services industry, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may continue to affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue, affect our compliance and risk management activities, increase our capital requirements, impose additional fees, assessments or taxes on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences. Our businesses and revenues in non-U.S. jurisdictions are also subject to risks from political, economic and social developments in those jurisdictions, including sanctions or business restrictions, asset freezes or confiscation, unfavorable political or diplomatic developments, or financial or social instability. In addition, greater government oversight and scrutiny of Wells Fargo, as well as financial services companies generally, has increased our operational and compliance costs as we must continue to devote substantial resources to enhancing our procedures and controls and meeting heightened regulatory standards and expectations. Any failure to meet regulatory requirements, standards or expectations, either in the U.S. or in non-U.S. jurisdictions, could continue to result in significant fees, penalties, restrictions on our ability to engage in certain business activities, or other adverse consequences.
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
In addition, we are subject to a number of consent orders and other regulatory actions, including a February 2018 consent order with the FRB regarding the Board’s governance and oversight of the Company, and the Company’s compliance and operational risk management program. This consent order limits the Company’s total consolidated assets as defined under the consent order to the level as of December 31, 2017, until certain conditions are met. This limitation could continue to adversely affect our results of operations or financial condition. We are also subject to April 2018 consent orders with the CFPB and OCC regarding the Company’s compliance risk management program and past practices involving certain automobile collateral protection insurance policies and certain mortgage interest rate lock extensions. Similarly, we are subject to a September 2021 consent order with the OCC regarding loss mitigation activities in the Company’s Home Lending business.
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
The Company may be subject to further actions, including the imposition of additional consent orders, regulatory agreements or civil money penalties, by federal regulators regarding similar or other issues. Furthermore, issues or delays in satisfying the requirements of a regulatory action could affect our progress on others, and failure to satisfy the requirements of a regulatory action on a timely basis could result in additional penalties, enforcement actions, and other negative consequences, which could be significant. For example, in September 2021, the OCC assessed a $250 million civil money penalty against the Company related to insufficient progress in addressing requirements under the OCC’s April 2018 consent order and loss mitigation activities in the Company’s Home Lending business. Compliance with the February 2018 FRB consent order, the April 2018 CFPB and OCC consent orders, the September 2021 OCC consent order, and any other consent orders or regulatory actions, as well as the implementation of their requirements, may continue to increase the Company’s costs, require the Company to reallocate resources away from growing its existing businesses, subject the Company to business restrictions, negatively impact the Company’s capital and liquidity, and require the Company to undergo significant changes to its business, operations, products and services, and risk management practices. For additional information on the Company’s consent orders, see the “Overview” section in this Report.
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

76	Wells Fargo & Company

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
For additional information on the significant regulations and regulatory oversight initiatives that have affected or may affect our business, see the “Regulatory Matters” section in this Report and the “Regulation and Supervision” section in our 2021 Form 10-K.
We could be subject to more stringent capital, leverage or liquidity requirements or restrictions on our growth, activities or operations if regulators determine that our resolution or recovery plan is deficient. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo prepares and periodically submits resolution plans, also known as “living wills,” designed to facilitate our rapid and orderly resolution in the event of material financial distress or failure. There can be no assurance that the FRB or FDIC will respond favorably to the Company’s resolution plans. If the FRB and/or FDIC determine that a resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB and/or FDIC ultimately determine that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations.
In addition to our resolution plans, we must also prepare and periodically submit to the FRB a recovery plan that identifies a range of options that we may consider during times of idiosyncratic or systemic economic stress to remedy any financial weaknesses and restore market confidence without extraordinary government support. The Bank must also prepare and periodically submit to the OCC a recovery plan. If either the FRB or the OCC determines that our recovery plan is deficient, they may impose fines, restrictions on our business or ultimately require us to divest assets.
Our security holders may suffer losses in a resolution of Wells Fargo even if creditors of our subsidiaries are paid in full. If Wells Fargo were to fail, it may be resolved in a bankruptcy proceeding or, if certain conditions are met, under the resolution regime created by the Dodd-Frank Act known as the “orderly liquidation authority,” which allows for the appointment of the FDIC as receiver. The FDIC’s orderly liquidation authority requires that security holders of a company in receivership bear all losses before U.S. taxpayers are exposed to any losses. There are substantial differences in the rights of creditors between the orderly liquidation authority and the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims under the U.S. Bankruptcy Code in certain circumstances and the use of an administrative claims procedure instead of a judicial procedure to determine creditors’ claims.
The strategy described in our most recent resolution plan is a single point of entry strategy, in which the Parent would be the only material legal entity to enter resolution proceedings. However, the strategy described in our resolution plan is not binding in the event of an actual resolution of Wells Fargo.
To facilitate the orderly resolution of the Company, we entered into the Support Agreement, pursuant to which the Parent transferred a significant amount of its assets to the IHC and will continue to transfer assets to the IHC from time to time. In the event of our material financial distress or failure, the IHC will be obligated to use the transferred assets to provide capital and/or liquidity to the Bank and certain other direct and indirect subsidiaries of the Parent. Under the Support Agreement, the IHC will provide funding and liquidity to the Parent through subordinated notes and a committed line of credit. If certain liquidity and/or capital metrics fall below defined triggers, or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code, the subordinated notes would be forgiven, the committed line of credit would terminate, and the IHC’s ability to pay dividends to the Parent would be restricted, any of which could materially and adversely impact the Parent’s liquidity and its ability to satisfy its debts and other obligations, and could result in the commencement of bankruptcy proceedings by the Parent at an earlier time than might have otherwise occurred if the Support Agreement were not implemented.
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
For additional information, see the “Regulatory Matters – ‘Living Will’ Requirements and Related Matters” section in this Report.
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

Wells Fargo & Company	77

Risk Factors (continued)
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
The Basel standards and federal regulatory capital, leverage, liquidity, TLAC, capital planning, and other requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases, and may require us to increase our capital and/or liquidity. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity, including due to changes in regulatory requirements, such as to the Basel standards, or as a result of business growth, acquisitions or a change in our risk profile, could require us to liquidate assets or otherwise change our business, product offerings and/or investment plans, which may negatively affect our financial results. Although not currently anticipated, proposed capital requirements and/or our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute the ownership of existing stockholders. In addition, federal banking regulations may continue to increase our compliance costs as well as limit our ability to invest in our business or provide loans or other products and services to our customers.
For additional information, see the “Capital Management,” “Risk Management – Asset/Liability Management – Liquidity Risk and Funding – Liquidity Standards,” and “Regulatory Matters” sections in this Report and the “Regulation and Supervision” section in our 2021 Form 10-K.
FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities and MSRs. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies, including its target range for the federal funds rate or actions taken to increase or decrease the size of its balance sheet, are beyond our control and can be hard to predict. As noted above, a declining or low interest rate environment and a flattening yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin, as it may result in us holding lower yielding loans and debt securities on our consolidated balance sheet.
CREDIT RISKS

Increased credit risk, including as a result of a deterioration in economic conditions or changes in market conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition.  When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. As noted above, if the current economic environment were to deteriorate, more of our customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of credit losses inherent in our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home prices, higher unemployment or inflation, significant loan growth, changes in consumer behavior or other market conditions that adversely affect borrowers, or other factors. Additionally, the regulatory environment or external factors, such as natural disasters, disease pandemics, political or social matters, or trade policies, also can influence recognition of credit losses in our loan portfolios and impact our allowance for credit losses.
Future allowance levels may increase or decrease based on a variety of factors, including loan balance changes, portfolio credit quality and mix changes, and changes in general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2021, there is no assurance that it will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions or if we experience significant loan growth, we may be required to build reserves in future periods, which would reduce our earnings.
For additional information, see the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.
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

78	Wells Fargo & Company

than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans and deposits, deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. In addition, changes in consumer behavior or other market conditions may adversely affect borrowers in certain industries or sectors, which may increase our credit risk and reduce the demand by these borrowers for our products and services. Moreover, deterioration in macro-economic conditions generally across the country could result in materially higher credit losses, including for our residential real estate loan portfolio, which includes nonconforming mortgage loans we retain on our balance sheet. We may experience higher delinquencies and higher loss rates as our consumer real estate secured lines of credit reach their contractual end of draw period and begin to amortize.
We are currently one of the largest CRE lenders in the U.S.
A deterioration in economic conditions that negatively affects the business performance of our CRE borrowers, including increases in interest rates, declines in commercial property values, and/or changes in consumer behavior or other market conditions, such as a continued decrease in the demand for office space, could result in materially higher credit losses and have a material adverse effect on our financial results and condition.
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
For additional information regarding credit risk, see the “Risk Management – Credit Risk Management” section and
Note 4 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
OPERATIONAL, STRATEGIC AND LEGAL RISKS

A failure in or breach of our operational or security systems, controls or infrastructure, or those of our third-party vendors and other service providers, could disrupt our businesses, damage our reputation, increase our costs and cause losses.
As a large financial institution that serves customers through numerous physical locations, ATMs, the internet, mobile banking and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have expanded throughout the U.S. and internationally, as we have increasingly used the internet and mobile banking to provide products and services to our customers, as customer, public, legislative and regulatory expectations regarding operational and information security have increased, and as cyber and other information security attacks have become more prevalent and complex, our operational systems, controls and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly, become insufficient based on our evolving business needs, or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there have been and could in the future be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of internet, website or mobile banking availability; natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks or other information security breaches. Furthermore, enhancements and upgrades to our infrastructure or operating systems may be time-consuming, entail significant costs, and create risks associated with implementing new systems and integrating them with existing ones. Due to the complexity and interconnectedness of our systems, the process of enhancing our infrastructure and operating systems, including their security measures and controls, can itself create a risk of system disruptions and security issues. Similarly, we may not be able to timely recover critical business processes or operations that have been disrupted, which may further increase any associated costs and consequences of such disruptions. Although we have business continuity plans and other safeguards in place to help provide operational resiliency, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers. For example, on February 7, 2019, we experienced system issues caused by an automatic power shutdown at one of our main data center facilities. Although applications and related workloads were systematically re-routed to back-up data centers throughout the day, certain of our services, including our online and mobile banking systems, certain mortgage origination systems, and certain ATM functions, experienced disruptions that delayed service to our customers.
As a result of financial institutions and technology systems becoming more interconnected and complex, any operational incident at a third party may increase the risk of loss or material impact to us or the financial industry as a whole. Furthermore, third parties on which we rely, including those that facilitate our business activities or to which we outsource operations, such as exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could continue to be sources of operational risk to us, including from information breaches or loss, breakdowns, disruptions or failures of their own systems or infrastructure, or any deficiencies in the performance of their responsibilities. We are also exposed to the risk that a disruption or other operational incident at a common service provider to those third parties could impede their ability to provide services or perform their responsibilities for us. In addition, we must meet regulatory requirements and expectations regarding our use of third-party service providers, and any failure by our third-party service providers to meet their obligations to us or to comply with applicable laws, rules, regulations, or Wells Fargo policies could result in fines, penalties, restrictions on our business, or other negative consequences.
Disruptions or failures in the physical infrastructure, controls or operating systems that support our businesses and customers, failures of the third parties on which we rely to

Wells Fargo & Company	79

Risk Factors (continued)
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
A cyber attack or other information security breach could have a material adverse effect on our results of operations or financial condition.  Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet, mobile devices, and cloud technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may continue to attempt to misrepresent personal or financial information to commit fraud, obtain loans or other financial products from us, or attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential information in order to gain access to our data or that of our customers. As noted above, our operations rely on the secure processing, transmission and storage of confidential information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, hardware, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablets, and other mobile devices that are beyond our control systems. Our technologies, systems, software, networks, and our customers’ devices are likely to continue to be the target of cyber attacks or other information security breaches, which could materially adversely affect us, including as a result of fraudulent activity, the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or the disruption of Wells Fargo’s or our customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations, we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers. We are also exposed to the risk that an employee or other person acting on behalf of the Company fails to comply with applicable policies and procedures and inappropriately circumvents controls for personal gain or other improper purposes.
Due to the increasing interconnectedness and complexity of financial institutions and technology systems, an information security incident at a third party may increase the risk of loss or material impact to us or the financial industry as a whole. In addition, third parties on which we rely, including those that facilitate our business activities or to which we outsource operations, such as internet, mobile technology, hardware, software, and cloud service providers, could continue to be sources of information security risk to us. If those third parties fail to adequately or appropriately safeguard their technologies, systems, networks, hardware, and software, we may suffer material harm, including business disruptions, losses or remediation costs, reputational damage, legal or regulatory proceedings, or other adverse consequences.
Our risk and exposure to cyber attacks or other information security breaches remains heightened because of, among other things, the persistent and evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our digital and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our geographic footprint and international presence, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and other financial institutions, as well as their third-party service providers, continue to be the target of various evolving and adaptive cyber attacks, including malware, ransomware, other malicious software intended to exploit hardware or software vulnerabilities, phishing, credential validation, and distributed denial-of-service, in an effort to disrupt the operations of financial institutions, test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. Cyber attacks have also focused on targeting online applications and services, such as online banking, as well as cloud-based and other products and services provided by third parties, and have targeted the infrastructure of the internet, causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. We are also proactively involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to cybersecurity and other information security threats. As these threats continue to evolve, we expect to continue to be required to expend significant resources to develop and enhance our protective measures or to investigate and remediate any information security vulnerabilities or incidents. Because the investigation of any information security breach is inherently unpredictable and would require time to complete, we may not be able to immediately address the consequences of a breach, which may further increase any associated costs and consequences. Moreover, to the extent our insurance covers aspects of information security risk, such insurance may not be sufficient to cover all losses associated with an information security breach.
Cyber attacks or other information security breaches affecting us or third parties on which we rely, including those that facilitate our business activities or to which we outsource operations, or security breaches of the networks, systems or devices that our customers use to access our products and services, could result in business disruptions, loss of revenue or customers, legal or regulatory proceedings, compliance, remediation and other costs, violations of applicable privacy and other laws, reputational damage, or other adverse consequences, any of which could materially adversely affect our results of operations or financial condition.
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

80	Wells Fargo & Company

management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated, identified or managed. Our risk management framework is also dependent on ensuring that effective operational controls and a sound culture exist throughout the Company. The inability to develop effective operational controls or to foster the appropriate culture in each of our lines of business, including the inability to align performance management and compensation to achieve the desired culture, could adversely impact the effectiveness of our risk management framework. Similarly, if we are unable to effectively manage our business or operations, we may be exposed to increased risks or unexpected losses. We process a large number of transactions each day and are exposed to risks if we do not accurately or completely execute a process or transaction, whether due to human error or otherwise, or if an employee fails to comply with applicable policies and procedures, inappropriately circumvents controls, or engages in other misconduct. In certain instances, we rely on models to measure, monitor and predict risks, such as market, interest rate and credit risks, as well as to help inform business decisions; however, there is no assurance that these models will appropriately or sufficiently capture all relevant risks or accurately predict future events or exposures. Furthermore, certain of our models are subject to regulatory review and approval, and any failure to meet regulatory standards or expectations could result in fines, penalties, restrictions on our ability to engage in certain business activities, or other adverse consequences, and any required modifications or changes to these models can impact our capital ratios and requirements and result in increased operational and compliance costs. In addition, we rely on data to aggregate and assess our various risk exposures and business activities, and any issues with the quality or effectiveness of our data, including our aggregation, management, and validation procedures, could result in ineffective risk management practices, business decisions or customer service, inefficient use of resources, or inaccurate regulatory or other risk reporting. We also use artificial intelligence to help further inform or automate our business decisions and risk management practices, but there is no assurance that artificial intelligence will appropriately or sufficiently replicate certain outcomes or accurately predict future events or exposures. Previous financial and credit crises and resulting regulatory reforms highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain focused on ensuring that financial institutions, and Wells Fargo in particular, build and maintain robust risk management policies and practices. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.
We may be exposed to additional legal or regulatory proceedings, costs, and other adverse consequences related to retail sales practices and other instances where customers may have experienced financial harm. Various government entities and offices have undertaken formal or informal inquiries or investigations arising out of certain retail sales practices of the Company that were the subject of settlements with the CFPB, the OCC, and the Office of the Los Angeles City Attorney announced by the Company on September 8, 2016, and various non-governmental parties filed lawsuits against us seeking damages or other remedies related to these retail sales practices. The Company has entered into various settlements to resolve these investigations and proceedings, as a result of which we have incurred monetary penalties, costs, and business restrictions. If we are unable to meet any ongoing obligations under these settlements, we may incur additional monetary or other penalties or be required to make admissions of wrongdoing and comply with other conditions, which can lead to restrictions on our ability to engage in certain business activities or offer certain products or services, limitations on our ability to access capital markets, limitations on capital distributions, the loss of customers, and/or other adverse consequences. Any inability to meet our ongoing obligations under these settlements, depending on the sanctions and remedy sought and granted, could materially adversely affect our results of operations and financial condition. Furthermore, negative publicity or public opinion resulting from these matters may increase the risk of reputational harm to our business, which can impact our ability to keep and attract customers, affect our ability to attract and retain qualified employees, result in the loss of revenue, or have other material adverse effects on our results of operations and financial condition.
Furthermore, we have and may in the future identify other areas or instances where customers may have experienced financial harm, including as a result of our continuing efforts to rebuild trust and to strengthen our risk and control infrastructure. For example, we have identified certain issues related to past practices involving certain automobile collateral protection insurance policies and certain issues related to the unused portion of guaranteed automobile protection waiver or insurance agreements. The identification of such other areas or instances where customers may have experienced financial harm could lead to, and in some cases has already resulted in, additional remediation costs, loss of revenue or customers, legal or regulatory proceedings, compliance and other costs, reputational damage, or other adverse consequences.
For additional information, see the “Overview – Retail Sales Practices Matters and Other Customer Remediation Activities” section and Note 15 (Legal Actions) to Financial Statements in this Report.
We may incur fines, penalties and other negative consequences from regulatory violations or from any failure to meet regulatory standards or expectations.  We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, we are subject to heightened compliance and regulatory oversight and expectations, particularly due to the evolving and increasingly complex regulatory landscape we operate in. We are also subject to consent orders and other regulatory actions that subject us to various conditions and restrictions. In addition, a single event or issue may give rise to numerous and overlapping investigations and proceedings, either by multiple federal and state agencies in the U.S. or by multiple regulators and other governmental entities in different jurisdictions. Similarly, regulators may be more likely to pursue investigations or proceedings against us to the extent that we are or have previously been subject to other regulatory actions. Also, the laws and regulations in jurisdictions in which we operate may be different or even conflict with each other, such as differences between U.S. federal and state law or differences between U.S. and non-U.S. laws as to the products and services we may offer or other business activities we may engage in, which can lead to compliance difficulties or issues. Furthermore, many legal and regulatory regimes require us to report transactions and other information to regulators and other governmental authorities, self-regulatory organizations, exchanges, clearing houses and customers. We may be subject to fines, penalties, restrictions on our business, or other negative consequences if we do not timely, completely, or accurately

Wells Fargo & Company	81

Risk Factors (continued)
provide regulatory reports, customer notices or disclosures. Moreover, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures in place at the time designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control (OFAC) that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain non-U.S. countries and designated nationals of those countries. OFAC may impose penalties or restrictions on certain activities for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. Any violation of these or other applicable laws or regulatory requirements, even if inadvertent or unintentional, or any failure to meet regulatory standards or expectations, including any failure to satisfy the conditions of any consent orders or other regulatory actions, could result in significant fees, penalties, restrictions on our ability to engage in certain business activities, reputational harm, loss of customers or other negative consequences.
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
Wells Fargo and other financial institutions have been targeted from time to time by protests and demonstrations, which have included disrupting the operation of our retail banking locations, and have been subject to negative public commentary, including with respect to the fees charged for various products and services. Wells Fargo and other financial institutions have also been subject to negative publicity as a result of providing financial services to or making investments in industries or organizations subject to stakeholder concerns. There can be no assurance that continued protests or negative public opinion of the Company specifically or large financial institutions generally will not harm our reputation and adversely affect our business, results of operations, and financial condition.
If we are unable to develop and execute effective business plans or strategies or manage change effectively, our competitive standing and results of operations could suffer. In order to advance our business goals, we may undertake business plans or strategies related to, among other things, our organizational structure, our compliance and risk management framework, our expenses and efficiency, the types of products and services we offer, the types of businesses we engage in, the geographies in which we operate, the manner in which we serve our clients and customers, the third parties with which we do business, and the methods and distribution channels by which we offer our products and services. Accomplishing these business plans or strategies may be complex, time intensive, require significant financial, technological, management and other resources, may divert management attention and resources away from other areas of the Company, and may impact our expenses and ability to generate revenue. There is no guarantee that any business plans or strategies, including our current efficiency initiatives, will ultimately be successful. To the extent we are unable to develop or execute effective business plans or strategies or manage change effectively, our competitive position, reputation, prospects for growth, and results of operations may be adversely affected.
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

82	Wells Fargo & Company

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
Our operations and business could be adversely affected by the impacts of climate change. The physical effects of climate change, including the increased prevalence and severity of extreme weather events and natural disasters, such as hurricanes, droughts, and wildfires, could damage or interfere with our operations or those of our third-party service providers, which could disrupt our business, increase our costs, or cause losses. Climate change related impacts could also negatively affect the financial condition of our customers, increase the credit risk associated with those customers, or result in the deterioration of the value of the collateral we hold. In addition, changes in consumer behavior or other market conditions on account of climate considerations or due to the transition to a low carbon economy may adversely affect customers in certain industries or sectors, which may increase our credit risk and reduce the demand by these customers for our products and services. Furthermore, the transition to a low carbon economy could affect our business practices or result in additional costs or other adverse consequences to our business operations. Legislation and/or regulation in connection with climate change, as well as stakeholder perceptions regarding climate change, could also require us to change certain of our business and/or risk management practices, impose additional costs on us, or otherwise adversely affect our business. Moreover, our reputation may be damaged as a result of our response to climate change or our strategy for the transition to a low carbon economy, including if we are unable to achieve our objectives or if our response is perceived to be ineffective or insufficient. For additional information on regulatory developments in response to climate change, see the “Regulatory Matters” section in this Report.
We are exposed to potential financial loss or other adverse consequences from legal actions.  Wells Fargo and some of its subsidiaries are involved in judicial, regulatory, governmental, arbitration, and other proceedings or investigations concerning matters arising from the conduct of our business activities, and many of those proceedings and investigations expose Wells Fargo to potential financial loss or other adverse consequences. There can be no assurance as to the ultimate outcome of any of these legal actions. We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. We may still incur costs for a legal action even if we have not established an accrual. In addition, the actual cost of resolving a legal action may be substantially higher than any amounts accrued for that action. The ultimate resolution of a pending legal proceeding or investigation, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition.
As noted above, we are subject to heightened regulatory oversight and scrutiny, which may lead to regulatory investigations, proceedings or enforcement actions. In addition to imposing potentially significant monetary penalties, business restrictions, and other sanctions, regulatory authorities may require criminal pleas or other admissions of wrongdoing and compliance with other conditions in connection with settling such matters, which can lead to reputational harm, loss of customers, restrictions on the ability to access capital markets, limitations on capital distributions, the inability to engage in certain business activities or offer certain products or services, and/or other direct and indirect adverse effects.
For additional information, see Note 15 (Legal Actions) to Financial Statements in this Report.
MORTGAGE BUSINESS RISKS

Our mortgage banking revenue can be volatile from quarter to quarter, including from the impact of changes in interest rates, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We are one of the largest mortgage originators and residential mortgage servicers in the U.S., and we earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. Changes in interest rates can affect prepayment assumptions and thus the fair value of our MSRs. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSRs can decrease. Changes in interest rates can also negatively affect the fair value of certain residential mortgage loans within LHFS and other interests we hold related to residential loan sales and securitizations. For example, similar to other interest-bearing securities, if market interest rates increase relative to the yield on these residential mortgage LHFS and other interests, their fair value may fall.
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
We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We may not hedge all of our risk, and we may not be successful in hedging any of the risk. Hedging is not a perfect science, and we could incur significant losses from our hedging activities.
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

Wells Fargo & Company	83

Risk Factors (continued)
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
For additional information, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk,” “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights (MSRs)” and “Critical Accounting Policies – Fair Value of Financial Instruments” sections in this Report.
We may suffer losses, penalties, or other adverse consequences if we fail to satisfy our obligations with respect to the residential mortgage loans we originate or service. In order to reduce credit risk and obtain additional funding, from time to time we may securitize or sell mortgage loans that we originate. We may be required to repurchase mortgage loans or indemnify or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties in the agreements under which we sell mortgage loans that we originate or in the insurance or guaranty agreements that we enter into with the FHA and VA. We establish a mortgage repurchase liability that reflects management’s estimate of losses for loans for which we have a repurchase obligation. Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate, requires considerable management judgment, and is subject to change. If economic conditions or the housing market worsen, we could have increased repurchase obligations and increased loss severity on repurchases, requiring significant additions to the repurchase liability.
Additionally, for residential mortgage loans that we originate, we could become subject to monetary damages and other civil penalties, including the loss of certain contractual payments or the inability to exercise certain remedies under the loans such as foreclosure proceedings, if it is alleged or determined that the loans were not originated in accordance with applicable laws or regulations.
Furthermore, if we fail to satisfy our servicing obligations for the mortgage loans we service, we may face a number of consequences, including termination as servicer or master servicer, requirements to indemnify the securitization trustee against losses from any failure by us to perform our servicing obligations, and/or contractual obligations to repurchase a mortgage loan or reimburse investors for credit losses, any of which could significantly reduce our net servicing income.
We may also incur costs, liabilities to borrowers, title insurers and/or securitization investors, legal proceedings, or other adverse consequences if we fail to meet our servicing obligations, including with respect to mortgage foreclosure actions or if we experience delays in the foreclosure process. Our net servicing income and the fair value of our MSRs may be negatively affected to the extent our servicing costs increase because of higher foreclosure or other servicing related costs. In addition, we may continue to be subject to fines, business restrictions, and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our mortgage servicing practices, including with respect to our foreclosure practices, our loss mitigation activities such as loan modifications or forbearances, or our servicing of flood zone properties. Any of these actions may harm our reputation, negatively affect our residential mortgage origination or servicing business, or result in material fines, penalties, equitable remedies, or other enforcement actions.
For additional information, see the “Overview,” “Risk Management – Credit Risk Management – Mortgage Banking Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights” sections and Note 14 (Pledged Assets and Collateral) and Note 15 (Legal Actions) to Financial Statements in this Report.
COMPETITIVE RISKS

We face significant and increasing competition in the rapidly evolving financial services industry.  We compete with other financial institutions in a highly competitive industry that is undergoing significant changes as a result of financial regulatory reform, technological advances, increased public scrutiny, and current economic conditions. Our success depends on, among other things, our ability to develop and maintain deep and enduring relationships with our customers based on the quality of our customer service, the wide variety of products and services that we can offer our customers and the ability of those products and services to satisfy our customers’ needs and preferences, the pricing of our products and services, the extensive distribution channels available for our customers, our innovation, and our reputation. Continued or increased competition in any one or all of these areas may negatively affect our customer relationships, market share and results of operations and/or cause us to increase our capital investment in our businesses in order to remain competitive. In addition, our ability to reposition or reprice our products and services from time to time may be limited and could be influenced significantly by the current economic, regulatory and political environment for large financial institutions as well as by the actions of our competitors. Furthermore, any changes in the types of products and services that we offer our customers and/or the pricing for those products and services could result in a loss of customer relationships and market share and could materially adversely affect our results of operations.
Continued technological advances and the growth of
e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions and other companies to provide electronic and internet-based financial solutions, including electronic securities trading, lending and payment solutions. In addition, technological advances, including digital currencies and alternative payment methods, may diminish the importance of depository institutions and other

84	Wells Fargo & Company

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
Our ability to attract and retain qualified employees is critical to the success of our business and failure to do so could adversely affect our business performance, competitive position and future prospects.  The success of Wells Fargo is heavily dependent on the talents and efforts of our employees, including our senior leaders, and in many areas of our business, including commercial banking, brokerage, investment advisory, capital markets, risk management and technology, the competition for highly qualified personnel is intense. We also seek to retain a pipeline of employees to provide continuity of succession for our senior leadership positions. In order to attract and retain highly qualified employees, we must provide competitive compensation, benefits and work arrangements, effectively manage employee performance and development, and foster a diverse and inclusive environment. As a large financial institution and additionally to the extent we remain subject to consent orders we may be subject to limitations on compensation by our regulators that may adversely affect our ability to attract and retain these qualified employees, especially if some of our competitors may not be subject to these same compensation limitations. If we are unable to continue to attract and retain qualified employees, including successors for senior leadership positions, our business performance, competitive position and future prospects may be adversely affected.
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
For additional information, see the “Current Accounting Developments” section in this Report.

Our financial statements are based in part on assumptions and estimates which, if wrong, could cause unexpected losses in the future, and our financial statements depend on our internal controls over financial reporting.  Pursuant to U.S. GAAP, we are required to use certain assumptions and estimates in preparing our financial statements, including in determining credit loss reserves, reserves related to litigation, and the fair value of certain assets and liabilities, among other items. Several of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, see the “Critical Accounting Policies” section in this Report. If assumptions or estimates underlying our financial statements are incorrect, we may experience material losses.
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

*   *   *

Wells Fargo & Company	85

Risk Factors (continued)
Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2022 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

86	Wells Fargo & Company

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2021, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2021.

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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2021 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control Over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2021, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Wells Fargo & Company	87

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on Internal Control Over Financial Reporting
We have audited Wells Fargo & Company and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements), and our report dated February 22, 2022 expressed an unqualified opinion on those consolidated financial statements.

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

/s/ KPMG LLP

Charlotte, North Carolina
February 22, 2022

88	Wells Fargo & Company

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2021	2020	2019
Interest income
Debt securities	$9,253	11,234	14,955
Loans held for sale	865	947	892
Loans (1)	28,634	34,230	44,218
Equity securities	608	554	962
Other interest income	334	954	5,128
Total interest income	39,694	47,919	66,155
Interest expense
Deposits	388	2,804	8,635
Short-term borrowings	(41)	250	2,316
Long-term debt	3,173	4,471	7,350
Other interest expense	395	438	551
Total interest expense	3,915	7,963	18,852
Net interest income	35,779	39,956	47,303
Noninterest income
Deposit and lending-related fees	6,920	6,602	7,293
Investment advisory and other asset-based fees (2)	11,011	9,863	9,814
Commissions and brokerage services fees (2)	2,299	2,384	2,461
Investment banking fees	2,354	1,865	1,797
Card fees	4,175	3,544	4,016
Mortgage banking	4,956	3,493	2,715
Net gains on trading and securities	7,264	2,710	3,976
Other (1)	3,734	3,847	7,457
Total noninterest income	42,713	34,308	39,529
Total revenue	78,492	74,264	86,832
Provision for credit losses	(4,155)	14,129	2,687
Noninterest expense
Personnel	35,541	34,811	35,128
Technology, telecommunications and equipment	3,227	3,099	3,276
Occupancy	2,968	3,263	2,945
Operating losses	1,568	3,523	4,321
Professional and outside services	5,723	6,706	6,745
Advertising and promotion	600	600	1,076
Restructuring charges	76	1,499	—
Other	4,128	4,129	4,687
Total noninterest expense	53,831	57,630	58,178
Income before income tax expense (benefit)	28,816	2,505	25,967
Income tax expense (benefit) (1)	5,578	(1,157)	5,761
Net income before noncontrolling interests	23,238	3,662	20,206
Less: Net income from noncontrolling interests	1,690	285	491
Wells Fargo net income (1)	$21,548	3,377	19,715
Less: Preferred stock dividends and other	1,292	1,591	1,612
Wells Fargo net income applicable to common stock (1)	$20,256	1,786	18,103
Per share information (1)
Earnings per common share	$4.99	0.43	4.12
Diluted earnings per common share	4.95	0.43	4.09
Average common shares outstanding	4,061.9	4,118.0	4,393.1
Diluted average common shares outstanding	4,096.2	4,134.2	4,425.4
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)In first quarter 2021, trust and investment management fees and asset-based brokerage fees were combined into a single line item for investment advisory and other asset-based fees, and brokerage commissions and other brokerage services fees were combined into a single line item for commissions and brokerage services fees. Prior period balances have been revised to conform with the current period presentation.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	89

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income (Unaudited)
	Year ended December 31,
(in millions)	2021	2020	2019
Net income before noncontrolling interests (1)	23,238	3,662	20,206
Other comprehensive income (loss), after tax:
Net change in debt securities	(2,375)	1,487	4,193
Net change in derivatives and hedging activities	159	149	207
Defined benefit plans adjustments	349	(181)	73
Net change in foreign currency translation adjustments	(30)	50	71
Other comprehensive income (loss), after tax	(1,897)	1,505	4,544
Total comprehensive income before noncontrolling interests (1)	21,341	5,167	24,750
Less: Other comprehensive loss from noncontrolling interests	(1)	—	—
Less: Net income from noncontrolling interests	1,690	285	491
Wells Fargo comprehensive income (1)	19,652	4,882	24,259
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
The accompanying notes are an integral part of these statements.

90	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
(in millions, except shares)	Dec 31, 2021	Dec 31, 2020
Assets
Cash and due from banks	$24,616	28,236
Interest-earning deposits with banks	209,614	236,376
Total cash, cash equivalents, and restricted cash	234,230	264,612
Federal funds sold and securities purchased under resale agreements	66,223	65,672
Debt securities:
Trading, at fair value	88,265	75,095
Available-for-sale, at fair value (includes amortized cost of $175,463 and $215,533, net of allowance for credit losses)	177,244	220,392
Held-to-maturity, at amortized cost, net of allowance for credit losses (fair value $272,386 and $212,307)	272,022	205,720
Loans held for sale (includes $15,895 and $18,806 carried at fair value)	23,617	36,384
Loans	895,394	887,637
Allowance for loan losses	(12,490)	(18,516)
Net loans	882,904	869,121
Mortgage servicing rights (includes $6,920 and $6,125 carried at fair value)	8,189	7,437
Premises and equipment, net	8,571	8,895
Goodwill	25,180	26,392
Derivative assets	21,478	25,846
Equity securities (includes $39,098 and $34,009 carried at fair value)	72,886	60,008
Other assets	67,259	87,337
Total assets (1)	$1,948,068	1,952,911
Liabilities
Noninterest-bearing deposits	$527,748	467,068
Interest-bearing deposits	954,731	937,313
Total deposits	1,482,479	1,404,381
Short-term borrowings	34,409	58,999
Derivative liabilities	9,424	16,509
Accrued expenses and other liabilities (includes $20,685 and $22,441 carried at fair value)	70,957	74,360
Long-term debt	160,689	212,950
Total liabilities (2)	1,757,958	1,767,199
Equity
Wells Fargo stockholders’ equity:
Preferred stock	20,057	21,136
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,196	60,197
Retained earnings	180,322	162,683
Cumulative other comprehensive income (loss)	(1,702)	194
Treasury stock – 1,596,009,977 shares and 1,337,799,931 shares	(79,757)	(67,791)
Unearned ESOP shares	(646)	(875)
Total Wells Fargo stockholders’ equity	187,606	184,680
Noncontrolling interests	2,504	1,032
Total equity	190,110	185,712
Total liabilities and equity	$1,948,068	1,952,911
(1)Our consolidated assets at December 31, 2021 and 2020, included the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Debt securities, $71 million and $967 million; Loans, $4.5 billion and $10.9 billion; All other assets, $234 million and $310 million; and Total assets, $4.8 billion and $12.1 billion, respectively.
(2)Our consolidated liabilities at December 31, 2021 and 2020, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Long-term debt, $149 million and $203 million; All other liabilities, $259 million and $900 million; and Total liabilities, $408 million and $1.1 billion, respectively.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	91

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity
	Wells Fargo stockholders’ equity
	Preferred stock		Common stock
($ and shares in millions)	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings	Cumulative other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Noncontrolling interests	Total equity
Balance December 31, 2018	9.4	$23,214	4,581.3	$9,136	60,685	158,163	(6,336)	(47,194)	(1,502)	900	197,066
Cumulative effect from change in accounting policies (1)(2)						(940)	481				(459)
Balance January 1, 2019 (2)	9.4	23,214	4,581.3	9,136	60,685	157,223	(5,855)	(47,194)	(1,502)	900	196,607
Net income (2)						19,715				491	20,206
Other comprehensive income, net of tax							4,544			—	4,544
Noncontrolling interests										(553)	(553)
Common stock issued			48.7		9	(382)		2,530			2,157
Common stock repurchased			(502.4)					(24,533)			(24,533)
Preferred stock issued	—	—			—						—
Preferred stock redeemed (3)	(1.6)	(1,330)			—	(220)					(1,550)
Preferred stock released by ESOP					(24)				359		335
Preferred stock converted to common shares	(0.3)	(335)	6.8		(16)			351			—
Common stock dividends					86	(8,529)					(8,443)
Preferred stock dividends						(1,392)					(1,392)
Stock-based compensation					1,234						1,234
Net change in deferred compensation and related plans					(925)			15			(910)
Net change (2)	(1.9)	(1,665)	(446.9)	—	364	9,192	4,544	(21,637)	359	(62)	(8,905)
Balance December 31, 2019 (2)	7.5	$21,549	4,134.4	$9,136	61,049	166,415	(1,311)	(68,831)	(1,143)	838	187,702
Cumulative effect from change in accounting policies (4)						990					990
Balance January 1, 2020 (2)	7.5	21,549	4,134.4	9,136	61,049	167,405	(1,311)	(68,831)	(1,143)	838	188,692
Net income (2)						3,377				285	3,662
Other comprehensive income, net of tax							1,505			—	1,505
Noncontrolling interests										(91)	(91)
Common stock issued			75.6		207	(1,449)		3,961			2,719
Common stock repurchased			(75.7)					(3,415)			(3,415)
Preferred stock issued	0.1	3,183			(67)						3,116
Preferred stock redeemed (5)	(1.9)	(3,347)			46	(301)					(3,602)
Preferred stock released by ESOP					(19)				268		249
Preferred stock converted to common shares	(0.2)	(249)	9.7		(243)			492			—
Common stock dividends					44	(5,059)					(5,015)
Preferred stock dividends						(1,290)					(1,290)
Stock-based compensation					643						643
Net change in deferred compensation and related plans					(1,463)			2			(1,461)
Net change (2)	(2.0)	(413)	9.6	—	(852)	(4,722)	1,505	1,040	268	194	(2,980)
Balance December 31, 2020 (2)	5.5	$21,136	4,144.0	$9,136	60,197	162,683	194	(67,791)	(875)	1,032	185,712
(1)Effective January 1, 2019, we adopted Accounting Standards Update (ASU) 2016-02 – Leases (Topic 842) and subsequent related Updates, ASU 2017-08 – Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.
(2)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(3)Represents the impact of the partial redemption of preferred stock, Series K, in third quarter 2019.
(4)Effective January 1, 2020, we adopted ASU 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL). For additional information, see Note 1 (Summary of Significant Accounting Policies) in our Annual Report on Form 10-K for the year ended December 31, 2020.
(5)Represents the impact of the redemption of the remaining preferred stock, Series K, in first quarter 2020, and Series T and Series V in fourth quarter 2020.

The accompanying notes are an integral part of these statements.

92	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity
	Wells Fargo stockholders’ equity
	Preferred stock		Common stock
($ and shares in millions)	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings	Cumulative other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Noncontrolling interests	Total equity
Balance December 31, 2020 (1)	5.5	$21,136	4,144.0	$9,136	60,197	162,683	194	(67,791)	(875)	1,032	185,712
Net income						21,548				1,690	23,238
Other comprehensive loss, net of tax							(1,896)			(1)	(1,897)
Noncontrolling interests										(217)	(217)
Common stock issued			43.8		(8)	(162)		2,265			2,095
Common stock repurchased			(306.4)					(14,464)			(14,464)
Preferred stock issued	0.2	5,810			(54)						5,756
Preferred stock redeemed (2)	(0.2)	(6,676)			87	(87)					(6,676)
Preferred stock released by ESOP					(16)				229		213
Preferred stock converted to common shares	(0.2)	(213)	4.4		(8)			221			—
Common stock dividends					29	(2,455)					(2,426)
Preferred stock dividends						(1,205)					(1,205)
Stock-based compensation					1,043						1,043
Net change in deferred compensation and related plans					(1,074)			12			(1,062)
Net change	(0.2)	(1,079)	(258.2)	—	(1)	17,639	(1,896)	(11,966)	229	1,472	4,398
Balance December 31, 2021	5.3	$20,057	3,885.8	$9,136	60,196	180,322	(1,702)	(79,757)	(646)	2,504	190,110
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Represents the impact of the redemption of Preferred Stock, Series I, Series P and Series W, in first quarter 2021; Preferred Stock, Series N, in second quarter 2021; and Preferred Stock, Series O and Series X, in third quarter 2021. For additional information, see Note 16 (Preferred Stock).
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	93

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2021	2020	2019
Cash flows from operating activities:
Net income before noncontrolling interests (1)	$23,238	3,662	20,206
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	(4,155)	14,129	2,687
Changes in fair value of MSRs and LHFS carried at fair value	(1,188)	4,321	3,702
Depreciation, amortization and accretion (1)	7,890	8,219	6,573
Deferred income tax benefit (1)	(1,292)	(3,289)	(3,192)
Other, net (2)	(12,194)	7,024	(3,239)
Originations and purchases of loans held for sale	(158,923)	(181,961)	(159,309)
Proceeds from sales of and paydowns on loans originally classified as held for sale	101,293	122,592	114,155
Net change in:
Debt and equity securities, held for trading	19,334	43,214	22,066
Derivative assets and liabilities	(2,472)	(5,492)	(2,665)
Other assets	15,477	(12,304)	3,034
Other accrued expenses and liabilities (1)	1,467	1,936	2,712
Net cash provided (used) by operating activities	(11,525)	2,051	6,730
Cash flows from investing activities:
Net change in:
Federal funds sold and securities purchased under resale agreements	(551)	36,468	(21,933)
Available-for-sale debt securities:
Proceeds from sales	17,958	48,638	9,386
Prepayments and maturities	75,701	78,174	46,542
Purchases	(110,431)	(91,545)	(57,015)
Held-to-maturity debt securities:
Paydowns and maturities	79,517	36,641	13,684
Purchases	(71,245)	(46,755)	(8,649)
Equity securities, not held for trading:
Proceeds from sales and capital returns	4,933	12,187	6,143
Purchases	(7,680)	(8,677)	(6,865)
Loans:
Loans originated by banking subsidiaries, net of principal collected	(28,809)	53,718	(23,698)
Proceeds from sales of loans originally classified as held for investment	31,847	9,359	12,038
Purchases of loans	(389)	(1,313)	(2,033)
Principal collected on nonbank entities’ loans	8,985	7,927	3,912
Loans originated by nonbank entities	(11,237)	(13,052)	(5,274)
Other, net (2)	3,782	784	4,131
Net cash provided (used) by investing activities	(7,619)	122,554	(29,631)
Cash flows from financing activities:
Net change in:
Deposits	78,582	81,755	36,137
Short-term borrowings	(24,590)	(45,513)	(1,275)
Long-term debt:
Proceeds from issuance	1,275	38,136	53,381
Repayment	(47,134)	(65,347)	(60,996)
Preferred stock:
Proceeds from issuance	5,756	3,116	—
Redeemed	(6,675)	(3,602)	(1,550)
Cash dividends paid	(1,205)	(1,290)	(1,391)
Common stock:
Repurchased	(14,464)	(3,415)	(24,533)
Cash dividends paid	(2,422)	(4,852)	(8,198)
Other, net (2)	(361)	(231)	(711)
Net cash used by financing activities	(11,238)	(1,243)	(9,136)
Net change in cash, cash equivalents, and restricted cash	(30,382)	123,362	(32,037)
Cash, cash equivalents, and restricted cash at beginning of period	264,612	141,250	173,287
Cash, cash equivalents, and restricted cash at end of period	$234,230	264,612	141,250
Supplemental cash flow disclosures:
Cash paid for interest	$4,384	8,414	18,834
Cash paid for income taxes, net	3,166	1,175	7,493
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Prior period balances have been revised to conform with the current period presentation.
The accompanying notes are an integral part of these statements. See Note 1 (Summary of Significant Accounting Policies) for noncash activities.

94	Wells Fargo & Company

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
•valuations of financial instruments (Note 17 (Fair Values of Assets and Liabilities));
•liabilities for contingent litigation losses (Note 15 (Legal Actions));
•income taxes; and
•goodwill impairment (Note 10 (Intangible Assets)).

Actual results could differ from those estimates.
Change in Accounting Policies
In second quarter 2021, we elected to change our accounting method for low-income housing tax credit (LIHTC) investments from the equity method of accounting to the proportional amortization method. Under the proportional amortization method, the investments are carried at amortized cost and amortized in proportion to the tax credits received. The amortization of the investments and the related tax impacts are recognized in income tax expense. Previously, we recognized the amortization of the investments in other noninterest income and the related tax impacts were recognized in income tax expense. We determined that the proportional amortization method is preferable because it better aligns the financial statement presentation with the economic impact of these investments, which generate tax credits over the lives of the investments. Adoption of the proportional amortization method was applied retrospectively, to the earliest period presented, which resulted in a cumulative-effect adjustment to reduce retained earnings by $448 million as of January 1, 2019.
In second quarter 2021, we also elected to change the presentation of investment tax credits related to solar energy investments, which are accounted for under the deferral method. We reclassified the investment tax credits on our consolidated balance sheet from accrued expenses and other liabilities to a reduction of the carrying value of the investment balances. We also reclassified the investment tax credits, which are recognized over time, from income tax expense to interest income for solar energy leases or noninterest income for solar energy equity investments. We determined that this presentation is preferable because it better reflects the financial statement presentation of the investment tax credits as an integral component of the investments. The change in accounting policy was adopted retrospectively to January 1, 2019.
Table 1.1 presents the impact of the accounting policy changes for LIHTC investments and solar energy investments to our consolidated statements of income and consolidated balance sheet. There was no material impact to the consolidated statement of cash flows.

Wells Fargo & Company	95

Note 1: Summary of Significant Accounting Policies (continued)
Table 1.1: Impact of the Accounting Policy Changes for LIHTC Investments and Solar Energy Investments

	Year ended December 31, 2020				Year ended December 31, 2019
		Effect of accounting policy changes ($)				Effect of accounting policy changes ($)
($ in millions, except per share amounts)	As reported	LIHTC	Solar	As revised	As reported	LIHTC	Solar	As revised
Selected Income Statement Data
Interest income – loans	$34,109	—	121	34,230	44,146	—	72	44,218
Noninterest income	32,505	1,507	296	34,308	37,832	1,486	211	39,529
Income tax expense (benefit)	(3,005)	1,431	417	(1,157)	4,157	1,321	283	5,761
Net income	3,301	76	—	3,377	19,549	166	—	19,715
Earnings per common share	0.42	0.01	—	0.43	4.08	0.04	—	4.12
Diluted earnings per common share	0.41	0.02	—	0.43	4.05	0.04	—	4.09

					At December 31, 2020
						Effect of accounting policy changes ($)
					As reported	LIHTC	Solar	As revised
Selected Balance Sheet Data
Equity securities					$62,260	(275)	(1,977)	60,008
Accrued expenses and other liabilities					76,404	(67)	(1,977)	74,360
Retained earnings					162,890	(207)	—	162,683
Accounting Standards Adopted in 2021
In 2021, we adopted the following new accounting guidance:
•Accounting Standards Update (ASU or Update) 2021-01 – Reference Rate Reform (Topic 848): Scope
•ASU 2020-08 – Codification Improvements to Subtopic 310-20, Receivables – Nonrefundable Fees and Other Costs
•ASU 2020-01 – Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Financial Accounting Standards Board (FASB) Emerging Issues Task Force)
•ASU 2019-12 – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

ASU 2021-01 clarifies the scope of Topic 848 to include derivatives affected by changes in interest rates for margining, discounting, or contract price alignment as part of the market-wide transition to new reference rates (commonly referred to as the “discounting transition”), even if such reference rates do not reference the London Interbank Offered Rate or another rate that is expected to be discontinued as a result of reference rate reform. The Update also clarifies other aspects of the relief provided in Accounting Standards Codification (ASC) 848. We adopted this Update in first quarter 2021 on a prospective basis, and the guidance will be followed until the Update terminates on December 31, 2022. The Update did not have a material impact on our consolidated financial statements.

ASU 2020-08 clarifies the accounting for purchased callable debt securities carried at a premium and was issued to correct an unintended application of ASU 2017-08 – Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, which requires amortization of such premiums to the earliest call date, but was not clear for the method to be used for instruments with multiple call dates. The Update now specifies that such premiums are amortized to the next call date and requires reassessment throughout the life of the instruments with multiple call dates. We adopted this Update in first quarter 2021. The Update did not have a material impact on our consolidated financial statements.
ASU 2020-01 clarifies the accounting for equity securities upon transition between the measurement alternative and equity method. The Update also clarifies for forward contracts and options to purchase equity securities an entity need not consider whether upon settlement of the forward contract or option if the equity securities would be accounted for by the equity method or the fair value option. We adopted this Update in first quarter 2021. The Update did not have a material impact on our consolidated financial statements.

ASU 2019-12 provides narrow scope simplifications and improvements to the general principles in ASC Topic 740 – Income Taxes related to intraperiod tax allocation, basis differences when there are changes in ownership of foreign investments and interim periods income tax accounting for year to date losses that exceed anticipated annual losses. We adopted this Update in first quarter 2021. The Update did not have a material impact on our consolidated financial statements.

96	Wells Fargo & Company

Table 1.2 summarizes financial assets and liabilities by form and measurement accounting model.
Table 1.2: Accounting Model for Financial Assets and Financial Liabilities

Balance sheet caption	Measurement model(s)	Financial statement Note reference
Cash and due from banks	Amortized cost	Note 28: Regulatory Capital Requirements and Other Restrictions
Interest-earning deposits with banks	Amortized cost	Note 28: Regulatory Capital Requirements and Other Restrictions
Federal funds sold and securities purchased under resale agreements	Amortized cost	N/A
Debt securities:
Trading	FV-NI (1)	Note 2: Trading Activities Note 17: Fair Values of Assets and Liabilities
Available-for-sale	FV-OCI (2)	Note 3: Available-for-Sale and Held-to-Maturity Debt Securities Note 17: Fair Values of Assets and Liabilities
Held-to-maturity	Amortized cost	Note 3: Available-for-Sale and Held-to-Maturity Debt Securities
Loans held for sale	FV-NI (1) LOCOM (3)	Note 2: Trading Activities Note 17: Fair Values of Assets and Liabilities
Loans	Amortized cost	Note 4: Loans and Related Allowance for Credit Losses
Derivative assets and liabilities	FV-NI (1) FV-OCI (2)	Note 2: Trading Activities Note 6: Equity Securities Note 16: Derivatives Note 17: Fair Values of Assets and Liabilities
Equity securities:
Marketable	FV-NI (1)	Note 2: Trading Activities Note 6: Equity Securities Note 17: Fair Values of Assets and Liabilities
Nonmarketable	FV-NI (1) Equity method Proportional amortization method Cost method Measurement alternative	Note 6: Equity Securities Note 17: Fair Values of Assets and Liabilities
Other assets	Amortized cost (4)	Note 5: Leasing Activity Note 7: Premises, Equipment, and Other Assets
Deposits	Amortized cost	Note 11: Deposits
Short-term borrowings	Amortized cost	N/A
Accrued expenses and other liabilities	Amortized cost (5)	Note 2: Trading Activities Note 5: Leasing Activity Note 17: Fair Values of Assets and Liabilities
Long-term debt	Amortized cost	Note 12: Long-Term Debt
(1)FV-NI represents the fair value through net income accounting model.
(2)FV-OCI represents the fair value through other comprehensive income accounting model.
(3)LOCOM represents the lower of cost or fair value accounting model.
(4)Other assets are generally measured at amortized cost, except for bank-owned life insurance which is measured at cash surrender value.
(5)Accrued expenses and other liabilities are generally measured at amortized cost, except for short-sale trading liabilities which are measured at FV-NI.
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
Noncontrolling interests represent the portion of net income and equity attributable to third-party owners of consolidated subsidiaries that are not wholly-owned by Wells Fargo. Substantially all of our noncontrolling interests relate to our affiliated venture capital and private equity businesses.

Cash, Cash Equivalents, and Restricted Cash
Cash, cash equivalents and restricted cash include cash on hand, cash items in transit, and amounts due from or held with other depository institutions. See Note 28 (Regulatory Capital Requirements and Other Restrictions) for additional information on the restrictions on cash and cash equivalents.
Trading Activities
We engage in trading activities to accommodate the investment and risk management activities of our customers. These activities predominantly occur in our Corporate and Investment

Wells Fargo & Company	97

Note 1: Summary of Significant Accounting Policies (continued)
Banking reportable operating segment. Trading assets and liabilities include debt securities, equity securities, loans held for sale, derivatives and short sales, which are reported within our consolidated balance sheet based on the accounting classification of the instrument. In addition, debt securities that are held for investment purposes that we have elected to account for under the fair value method, are classified as trading.
Our trading assets and liabilities are carried on our consolidated balance sheet at fair value with changes in fair value recognized in net gains on trading and securities within noninterest income. Interest income and interest expense are recognized in net interest income.
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
Investments in debt securities for which the Company does not have the positive intent and ability to hold to maturity are classified as AFS. AFS debt securities are measured at fair value, with unrealized gains and losses reported in cumulative other comprehensive income (OCI). The amount reported in OCI is net of the allowance for credit losses (ACL) and applicable income taxes. Investments in debt securities for which the Company has the positive intent and ability to hold to maturity are classified as HTM. HTM debt securities are measured at amortized cost, net of ACL.

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

For AFS debt securities where fair value is less than amortized cost basis, we recognize impairment in earnings if we have the intent to sell the security or if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. Impairment is recognized in net gains on trading and securities within noninterest income equal to the difference between the amortized cost basis, net of ACL, and the fair value of the AFS debt security. Following the recognition of this impairment, the AFS debt security’s new amortized cost basis is fair value.
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

TRANSFERS BETWEEN CATEGORIES OF DEBT SECURITIES Upon transfer of a debt security from the AFS to HTM classification, the amortized cost is reset to fair value adjusted for any ACL previously recorded under the AFS debt security model. Unrealized gains or losses at the transfer date continue to be reported in cumulative OCI. The cumulative OCI balance is amortized into earnings over the same period as the unamortized premiums and discounts using the effective interest method. Any ACL previously recorded under the AFS debt security model is reversed and an ACL under the HTM debt security model is re-established. The reversal and re-establishment of the ACL are recorded in provision for credit losses.

NONACCRUAL AND PAST DUE, AND CHARGE-OFF POLICIES We generally place debt securities on nonaccrual status using factors similar to those described for loans. When we place a debt security on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and suspend the amortization of premiums and accretion of discounts. If the

98	Wells Fargo & Company

ultimate collectability of the principal is in doubt on a nonaccrual debt security, any cash collected is first applied to reduce the security’s amortized cost basis to zero, followed by recovery of amounts previously charged off, and subsequently to interest income. Generally, we return a debt security to accrual status when all delinquent interest and principal become current under the contractual terms of the security and collectability of remaining principal and interest is no longer doubtful.
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

Securities Purchased and Sold Agreements
Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions and are recorded at the acquisition or sale price plus accrued interest. We monitor the fair value of securities purchased and sold as well as the collateral pledged and received. Additional collateral is pledged or returned to maintain the appropriate collateral position for the transactions. These financing transactions do not create material credit risk given the collateral provided and the related monitoring process. We include securities sold under repurchase agreements in short-term borrowings on our consolidated balance sheet. At December 31, 2021 and 2020, short-term borrowings were primarily comprised of securities sold under repurchase agreements.

Loans Held for Sale
Loans held for sale (LHFS) generally includes commercial and residential mortgage loans originated or purchased for sale in the securitization or whole loan market. We have elected the fair value option for a majority of residential LHFS (see Note 17 (Fair Values of Assets and Liabilities)). The remaining residential LHFS are held at the lower of cost or fair value (LOCOM) and are measured on a pool level basis.
Commercial LHFS are generally held at LOCOM and are measured on an individual loan basis. We have elected the fair value option for certain commercial loans included in LHFS that are used in market-making activities for our trading business.
Gains and losses on residential and commercial mortgage LHFS are generally recorded in mortgage banking noninterest income. Gains and losses on trading LHFS are recognized in net gains from trading activities. Gains and losses on other LHFS are recognized in other noninterest income. Direct loan origination costs and fees for LHFS under the fair value option are recognized in earnings at origination. For LHFS recorded at LOCOM, direct loan origination costs and fees are deferred at origination and are recognized in earnings at time of sale. Interest income on LHFS is calculated based upon the note rate of the loan and is recorded in interest income.
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
Unearned income, deferred fees and costs, and discounts and premiums are amortized to interest income over the contractual life of the loan using the effective interest method. Loan commitment fees collected at closing are deferred and amortized to noninterest income on a straight-line basis over the commitment period if loan funding is unlikely. Upon funding, deferred loan commitment fees are amortized to interest income over the contractual life of the loan.
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
•they are 90 days (120 days with respect to residential mortgage loans) past due for interest or principal, unless the loan is both well-secured and in the process of collection or the loan is in an active payment deferral as a result of the COVID-19 pandemic;
•part of the principal balance has been charged off; or
•for junior lien mortgage loans, we have evidence that the related first lien mortgage may be 120 days past due or in the process of foreclosure regardless of the junior lien delinquency status.

Credit card loans are not placed on nonaccrual status, but are generally fully charged off when the loan reaches 180 days past due.
When we place a loan on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and suspend amortization of any net deferred fees. If the ultimate collectability of the recorded loan balance is in doubt on a nonaccrual loan, the cost recovery method is used and cash collected is applied to first reduce the carrying value of the loan to zero and then as a recovery of prior charge-offs. Otherwise, interest income may be recognized to the extent cash is received. Generally, we return a loan to accrual status when all delinquent interest and principal become current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful.
We may re-underwrite modified loans at the time of a restructuring to determine if there is sufficient evidence of sustained repayment capacity based on the borrower’s financial strength, including documented income, debt to income ratios and other factors. If the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will generally remain in accruing status. When a loan classified as a troubled debt restructuring (TDR) performs in accordance with its modified terms, the loan either continues to accrue interest (for performing loans) or will return to accrual status after the borrower demonstrates a sustained period of performance (generally six consecutive months of payments, or equivalent, inclusive of consecutive payments made prior to the modification). Loans will be placed on nonaccrual status and a corresponding charge-off is recorded

Wells Fargo & Company	99

Note 1: Summary of Significant Accounting Policies (continued)
if the re-underwriting did not include an evaluation of the borrower's ability to repay or we believe it is probable that principal and interest contractually due under the modified terms of the agreement will not be collectible.
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
•the loan is 180 days past due unless both well-secured and in the process of collection; or
•the loan is probable of foreclosure, and we have received an appraisal of less than the recorded loan balance.

For consumer loans, we fully charge off or charge down to net realizable value when deemed uncollectible due to bankruptcy or other factors, or no later than reaching a defined number of days past due, as follows:
•Residential mortgage loans – We generally charge down to net realizable value when the loan is 180 days past due and fully charge-off when the loan exceeds extended delinquency dates.
•Auto loans – We generally fully charge off when the loan is 120 days past due.
•Credit card loans – We generally fully charge off when the loan is 180 days past due.
•Unsecured loans – We generally fully charge off when the loan is 120 days past due.
•Unsecured lines – We generally fully charge off when the loan is 180 days past due.
•Other secured loans – We generally fully or partially charge down to net realizable value when the loan is 120 days past due.

TROUBLED DEBT RESTRUCTURINGS In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to the borrower that we would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). These modified terms may include interest rate reductions, principal forgiveness, term extensions, payment forbearance and other actions intended to minimize our economic loss and to avoid foreclosure or repossession of the collateral, if applicable. For modifications where we forgive principal, the entire amount of such principal forgiveness is immediately charged off. If the underwriting for a TDR modification did not include an evaluation of the borrower's ability to repay, the loan is deemed collateral dependent. Other than resolutions such as foreclosures, sales and transfers to held-for-sale, we may remove loans held for investment from TDR classification, but only if they have been refinanced or restructured at market terms and qualify as a new loan.

TROUBLED DEBT RESTRUCTURINGS AND OTHER RELIEF RELATED TO COVID-19 The Coronavirus, Aid, Relief, and Economic Security
Act (the CARES Act) and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by federal regulators in April 2020 (the Interagency Statement) provide optional, temporary relief from accounting for certain loan modifications as TDRs. Based on guidance in the CARES Act and Interagency Statement, modifications related to the adverse effects of Coronavirus Disease 2019 (COVID-19) that meet certain criteria are exempt from TDR classification. Additionally, we elected to apply the lease modification relief provided by the FASB for leases accounted for under ASC 842, Leases, that were modified due to COVID-19 and met certain criteria so as to not require a new lease classification test upon modification. During 2021, we continued to apply the TDR relief provided by the CARES Act and Interagency Statement for eligible COVID-related residential mortgage loan modifications. The TDR relief provided by the CARES Act guidance is no longer available after January 1, 2022; however, certain COVID-related lending accommodations may continue to be eligible for TDR relief under the Interagency Statement.
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

Allowance for Credit Losses
The ACL is management’s estimate of the current expected life-time credit losses in the loan portfolio and unfunded credit commitments, at the balance sheet date, excluding loans and unfunded credit commitments carried at fair value or held for sale. Additionally, we maintain an ACL for AFS and HTM debt securities, other financing receivables measured at amortized cost, and other off-balance sheet credit exposures. While we attribute portions of the allowance to specific financial asset classes (loan and debt security portfolios), loan portfolio segments (commercial and consumer) or major security type, the entire ACL is available to absorb credit losses of the Company.
Our ACL process involves procedures to appropriately consider the unique risk characteristics of our financial asset classes, portfolio segments, and major security types. For each loan portfolio segment and each major HTM debt security type, losses are estimated collectively for groups of loans or securities with similar risk characteristics. For loans and securities that do not share similar risk characteristics with other financial assets, the losses are estimated individually, which generally includes our

100	Wells Fargo & Company

nonperforming large commercial loans and non-accruing HTM debt securities. For AFS debt securities, losses are estimated at the individual security level.
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
For certain financial assets, such as residential real estate loans guaranteed by the Government National Mortgage Association (GNMA), an agency of the federal government, U. S. Treasury and Agency mortgage-backed debt securities and certain sovereign debt securities, the Company has not recognized an ACL as our expectation of nonpayment of the amortized cost basis, based on historical losses, adjusted for current and forecasted conditions, is zero.
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

Wells Fargo & Company	101

Note 1: Summary of Significant Accounting Policies (continued)
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

OTHER FINANCIAL ASSETS Other financial assets are evaluated
for expected credit losses. These other financial assets include accounts receivable for fees, receivables from government-sponsored entities, such as Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), and GNMA, and other accounts receivables from high-credit quality counterparties, such as central clearing counterparties. Many of these financial assets are generally not expected to have an ACL as there is a zero loss expectation (for example, government guarantee) or no historical credit losses. Some financial assets, such as loans to employees, maintain an ACL that is presented on a net basis with the related amortized cost amounts in other assets on our consolidated balance sheet. Given the nature of these financial assets, provision for credit losses is not recognized separately from the regular income or expense associated with these financial assets.
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

Purchased Credit Deteriorated Financial Assets
Financial assets acquired that are of poor credit quality and with more than an insignificant evidence of credit deterioration since their origination or issuance are purchased credit deteriorated (PCD) assets. PCD assets include HTM and AFS debt securities and loans. PCD assets are recorded at their purchase price plus an ACL estimated at the time of acquisition. Under this approach, there is no provision for credit losses recognized at acquisition; rather, there is a gross-up of the purchase price of the financial asset for the estimate of expected credit losses and a corresponding ACL recorded. Changes in estimates of expected credit losses after acquisition are recognized as provision for credit losses in subsequent periods. In general, interest income recognition for PCD financial assets is consistent with interest income recognition for the similar non-PCD financial asset.
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
Our primary income from financing leases is interest income recognized using the effective interest method. Variable lease

102	Wells Fargo & Company

revenues, such as reimbursement for property taxes associated with the leased asset, are included in lease income within noninterest income.
Operating lease assets are presented in other assets, net of accumulated depreciation. Periodic depreciation expense is recorded on a straight-line basis to the estimated residual value over the estimated useful life of the leased asset. On a periodic basis, operating lease assets are reviewed for impairment and an impairment loss is recognized if the carrying amount of operating lease assets exceeds fair value and is not recoverable. The carrying amount of leased assets is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the lease payments and the estimated residual value upon the eventual disposition of the equipment. Depreciation expense for operating lease assets is included in other noninterest expense. Impairment charges for operating lease assets are included in other noninterest income.
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
We present operating lease liabilities in accrued expenses and other liabilities and the related operating lease ROU assets in other assets. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are reported together as fixed lease expense and are included in occupancy expense within noninterest expense. The fixed lease expense is recognized on a straight-line basis over the life of the lease.
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
Finance lease liabilities are presented in long-term debt and the associated finance ROU assets are presented in premises and equipment.

Securitizations and Beneficial Interests
Securitizations are transactions in which financial assets are sold to a Special Purpose Entity (SPE), which then issues beneficial interests collateralized by the transferred financial assets. Beneficial interests are generally issued in the form of senior and subordinated interests, and in some cases, we may obtain beneficial interests issued by the SPE. Additionally, from time to time, we may re-securitize certain financial assets in a new securitization transaction. See Note 8 (Securitizations and Variable Interest Entities) for additional information about our involvement with SPEs.
The assets and liabilities transferred to a SPE are excluded from our consolidated balance sheet if the transfer qualifies as a sale and we are not required to consolidate the SPE.
For transfers of financial assets recorded as sales, we recognize and initially measure at fair value all assets obtained (including beneficial interests or mortgage servicing rights) and all liabilities incurred. We record a gain or loss in noninterest income for the difference between assets obtained (net of liabilities incurred) and the carrying amount of the assets sold. Beneficial interests obtained from, and liabilities incurred in, securitizations with off-balance sheet entities may include debt and equity securities, loans, MSRs, derivative assets and liabilities, other assets, and other obligations such as liabilities for mortgage repurchase losses or long-term debt and are accounted for as described within this Note.

Mortgage Servicing Rights
We recognize MSRs resulting from a sale or securitization of loans that we originate (asset transfers) or through a direct purchase of such rights. We initially record all of our MSRs at fair value. Subsequently, residential loan MSRs are carried at fair value. Commercial MSRs are subsequently measured at LOCOM. The valuation and sensitivity of MSRs is discussed further in Note 8 (Securitizations and Variable Interest Entities), Note 9 (Mortgage Banking Activities) and Note 17 (Fair Values of Assets and Liabilities).
For MSRs carried at fair value, changes in fair value are reported in mortgage banking noninterest income in the period in which the change occurs. MSRs subsequently measured at LOCOM are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is reported in mortgage banking noninterest income, analyzed monthly and adjusted to reflect changes in prepayment rates, as well as other factors.
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

Wells Fargo & Company	103

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

CASH FLOW HEDGES We record changes in the fair value of the derivative in OCI. We subsequently reclassify gains and losses from these changes in fair value from OCI to earnings in the same period(s) that the hedged transaction affects earnings and in the same income statement category as the hedged item. For cash flow hedges of interest rate risk associated with floating-rate commercial loans and long-term debt and for cash flow hedges of foreign currency risk associated with fixed-rate long-term debt, these amounts are reflected in net interest income. The entire gain or loss on these derivatives is included in the assessment of hedge effectiveness.

DOCUMENTATION AND EFFECTIVENESS ASSESSMENT FOR ACCOUNTING HEDGES For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. This

104	Wells Fargo & Company

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

Wells Fargo & Company	105

Note 1: Summary of Significant Accounting Policies (continued)
Nonmarketable equity securities do not have readily determinable fair values. These securities are accounted for under one of the following accounting methods:
•Fair value through net income: This method is an election. The securities are recorded at fair value with unrealized gains or losses reflected in noninterest income;
•Equity method: This method is applied when we have the ability to exert significant influence over the investee. The securities are recorded at cost and adjusted for our share of the investee’s earnings or losses, less any dividends received and/or impairments. Equity method adjustments for our share of the investee’s earnings or losses are recognized in other noninterest income and dividends are recognized as a reduction of the investment carrying value;
•Proportional amortization method: This method is applied to certain low-income housing tax credit (LIHTC) investments. The investments are carried at amortized cost and amortized in proportion to the tax credits received. The amortization of the investments and the related tax impacts are recognized in income tax expense;
•Cost method: This method is required for specific securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are held at amortized cost less any impairments;
•Measurement alternative: This method is followed by all remaining nonmarketable equity securities. These securities are initially recorded at cost and are remeasured to fair value as of the date of an orderly observable transaction of the same or similar security of the same issuer. These securities are also adjusted for impairments.

All realized and unrealized gains and losses, including impairment losses, from nonmarketable equity securities are recognized in net gains on trading and securities in noninterest income. Dividend income from all nonmarketable equity securities, other than equity method securities, is recognized in interest income.
Our review for impairment for nonmarketable equity securities not carried at fair value includes an analysis of the facts and circumstances of each security, the intent or requirement to sell the security, the expectations of cash flows, capital needs and the viability of its business model. When the fair value of an equity method or cost method investment is less than its carrying value, we write-down the asset to fair value when we consider declines in value to be other than temporary. When the fair value of an investment accounted for using the measurement alternative is less than its carrying value, we write-down the asset to fair value, without the consideration of recovery.

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
A single weighted-average discount rate is used to estimate the present value of our future pension benefit obligations. We determine the discount rate using a yield curve derived from a broad-based population of high-quality corporate bonds with maturity dates that closely match the estimated timing of the expected benefit payments.
On December 31, 2021, we changed the method used to estimate the interest cost component of pension expense for our principal defined benefit and postretirement plans to the full yield curve approach. The full yield curve approach aligns specific spot rates along the yield curve to the projected benefit payment cash flows. This change does not affect the measurement of our pension obligation as the change in interest cost is offset in the actuarial gain (loss). We accounted for this change prospectively as a change in estimate to our pension expense. Previously, we estimated the interest cost component utilizing a single weighted-average discount rate. We made this change to improve the correlation between the yield curve and the projected benefit payment cash flows.
Our determination of the reasonableness of our expected long-term rate of return on plan assets is highly quantitative by nature. We evaluate the current asset allocations and expected returns under two sets of conditions: (1) projected returns using several forward-looking capital market assumptions, and (2) historical returns for the main asset classes, which allows us to capture multiple economic cycles. We place greater emphasis on the forward-looking return and risk assumptions than on historical results. We use the resulting projections to derive a baseline expected rate of return and risk level for the Cash Balance Plan’s prescribed asset mix.
Mortality rate assumptions are based on mortality tables published by the Society of Actuaries adjusted to reflect our specific experience.
At year end, we re-measure our defined benefit plan liabilities and related plan assets and recognize any resulting actuarial gain or loss in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from accumulated OCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2021, is 19 years. See Note 21 (Employee Benefits and Other Expenses) for additional information on our pension accounting.

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

106	Wells Fargo & Company

Stock-Based Compensation
We have stock-based employee compensation plans as more fully discussed in Note 19 (Common Stock and Stock Plans). Our Long-Term Incentive Compensation Plan provides awards for employee services in the form of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights (RSRs), performance share awards (PSAs) and stock awards without restrictions. Stock options have not been issued in the last three years and no stock options were outstanding at December 31, 2021 and 2020.
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
PSAs and certain RSRs granted in 2019 and 2020 included discretionary conditions that can result in forfeiture and are measured at fair value initially and subsequently until the discretionary conditions end. For these awards, the associated compensation expense fluctuates with changes in our stock price. Awards granted in 2021 no longer included these discretionary conditions and are not adjusted for subsequent changes in stock price. For PSAs, compensation expense also fluctuates based on the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards is finalized upon the completion of the performance period (the determination of which awards will vest is a combination of performance conditions and discretion).

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

Fair Value of Assets and Liabilities
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs.
We measure our assets and liabilities at fair value when we are required to record them at fair value, when we have elected the fair value option, and to fulfill fair value disclosure requirements. Assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. Assets and liabilities that are recorded at fair value on a recurring basis require a fair value measurement at each reporting period. Assets and liabilities that are recorded at fair value on a nonrecurring basis are adjusted to fair value only as required through the application of an accounting method such as LOCOM, the measurement alternative, or write-downs of individual assets.
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

Wells Fargo & Company	107

Note 1: Summary of Significant Accounting Policies (continued)
Supplemental Cash Flow Information
Significant noncash activities are presented in Table 1.4.

Table 1.4: Supplemental Cash Flow Information

	Year ended December 31,
(in millions)	2021	2020	2019
Available-for-sale debt securities purchased from securitization of LHFS (1)	$3,096	21,768	—
Held-to-maturity debt securities purchased from securitization of LHFS (1)	20,265	9,912	289
Transfers from loans to LHFS	19,297	19,975	6,453
Transfers from available-for-sale debt securities to held-to-maturity debt securities	55,993	31,815	13,833
Operating lease ROU assets acquired with operating lease liabilities (2)	530	658	5,804
(1)Predominantly represents agency mortgage-backed securities purchased upon settlement of the sale and securitization of our conforming residential mortgage loans. See Note 8 (Securitizations and Variable Interest Entities) for additional information.
(2)Includes amounts attributable to new leases and changes from modified leases. The year ended December 31, 2019, balance also includes $4.9 billion from adoption of ASU 2016-02 – Leases (Topic 842).

Subsequent Events
We have evaluated the effects of events that have occurred subsequent to December 31, 2021, and there have been no material events that would require recognition in our 2021 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

108	Wells Fargo & Company

Note 2: Trading Activities
Table 2.1 presents a summary of our trading assets and liabilities measured at fair value through earnings.

Table 2.1: Trading Assets and Liabilities

(in millions)	Dec 31, 2021	Dec 31, 2020
Trading assets:
Debt securities	$88,265	75,095
Equity securities	27,476	23,032
Loans held for sale	3,242	1,015
Gross trading derivative assets	48,325	58,767
Netting (1)	(28,146)	(34,301)
Total trading derivative assets	20,179	24,466
Total trading assets	139,162	123,608
Trading liabilities:
Short sale	20,685	22,441
Gross trading derivative liabilities	42,449	53,285
Netting (1)	(33,978)	(39,444)
Total trading derivative liabilities	8,471	13,841
Total trading liabilities	$29,156	36,282
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
Table 2.2: Net Interest Income and Net Gains (Losses) on Trading Activities

	Year ended December 31,
(in millions)	2021	2020	2019
Interest income:
Debt securities	$2,086	2,530	3,130
Equity securities	441	366	579
Loans held for sale	40	30	78
Total interest income	2,567	2,926	3,787
Less: Interest expense	405	442	525
Net interest income	2,162	2,484	3,262
Net gains (losses) from trading activities (1):
Debt securities	(1,796)	2,697	1,053
Equity securities	4,491	(630)	4,795
Loans held for sale	54	28	12
Derivatives (2)	(2,465)	(923)	(4,867)
Total net gains from trading activities	284	1,172	993
Total trading-related net interest and noninterest income	$2,446	3,656	4,255
(1)Represents realized gains (losses) from our trading activities and unrealized gains (losses) due to changes in fair value of our trading positions.
(2)Excludes economic hedging of mortgage banking and asset/liability management activities, for which hedge results (realized and unrealized) are reported with the respective hedged activities.

Wells Fargo & Company	109

Note 3: Available-for-Sale and Held-to-Maturity Debt Securities
Table 3.1 provides the amortized cost, net of the allowance for credit losses (ACL) for debt securities, and fair value by major categories of available-for-sale (AFS) debt securities, which are carried at fair value, and held-to-maturity (HTM) debt securities, which are carried at amortized cost, net of the ACL. The net unrealized gains (losses) for AFS debt securities are reported as a component of cumulative other comprehensive income (OCI), net of the ACL and applicable income taxes. Information on debt securities held for trading is included in Note 2 (Trading Activities).
Outstanding balances exclude accrued interest receivable on AFS and HTM debt securities, which are included in other assets. See Note 7 (Premises, Equipment and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income. The interest income reversed for the years ended 2021 and 2020 was insignificant.
Table 3.1: Available-for-Sale and Held-to-Maturity Debt Securities Outstanding

(in millions)	Amortized cost, net (1)	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2021
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$39,668	185	(192)	39,661
Non-U.S. government securities	71	—	—	71
Securities of U.S. states and political subdivisions (2)	16,618	350	(51)	16,917
Federal agency mortgage-backed securities	104,661	1,807	(582)	105,886
Non-agency mortgage-backed securities (3)	4,515	32	(15)	4,532
Collateralized loan obligations	5,713	2	(7)	5,708
Other debt securities	4,217	259	(7)	4,469
Total available-for-sale debt securities	175,463	2,635	(854)	177,244
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	16,544	599	(318)	16,825
Securities of U.S. states and political subdivisions	32,689	847	(61)	33,475
Federal agency mortgage-backed securities	188,909	1,882	(2,807)	187,984
Non-agency mortgage-backed securities (3)	1,082	31	(18)	1,095
Collateralized loan obligations	31,067	194	(2)	31,259
Other debt securities	1,731	17	—	1,748
Total held-to-maturity debt securities	272,022	3,570	(3,206)	272,386
Total	$447,485	6,205	(4,060)	449,630
December 31, 2020
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$21,954	205	—	22,159
Non-U.S. government securities	16,816	—	(3)	16,813
Securities of U.S. states and political subdivisions (2)	19,263	224	(81)	19,406
Federal agency mortgage-backed securities	134,838	4,260	(28)	139,070
Non-agency mortgage-backed securities (3)	3,745	30	(46)	3,729
Collateralized loan obligations	9,058	4	(44)	9,018
Other debt securities	9,859	399	(61)	10,197
Total available-for-sale debt securities	215,533	5,122	(263)	220,392
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	47,295	1,472	(170)	48,597
Securities of U.S. states and political subdivisions	25,860	938	(5)	26,793
Federal agency mortgage-backed securities	115,437	4,182	(21)	119,598
Non-agency mortgage-backed securities (3)	890	51	(8)	933
Collateralized loan obligations	16,238	148	—	16,386
Total held-to-maturity debt securities	205,720	6,791	(204)	212,307
Total	$421,253	11,913	(467)	432,699
(1)Represents amortized cost of the securities, net of the ACL of $8 million and $28 million related to AFS debt securities and $96 million and $41 million related to HTM debt securities at December 31, 2021 and 2020, respectively.
(2)Includes investments in tax-exempt preferred debt securities issued by investment funds or trusts that predominantly invest in tax-exempt municipal securities. The amortized cost, net of the ACL, and fair value of these types of securities, was $5.2 billion at December 31, 2021, and $5.0 billion at December 31, 2020.
(3)Predominantly consists of commercial mortgage-backed securities at both December 31, 2021 and 2020.

110	Wells Fargo & Company

Table 3.2 details the breakout of purchases of and transfers to HTM debt securities by major category of security.

Table 3.2: Held-to-Maturity Debt Securities Purchases and Transfers

	Year ended December 31,
(in millions)	2021	2020	2019
Purchases of held-to-maturity debt securities (1):
Securities of U.S. Treasury and federal agencies	$—	3,016	757
Securities of U.S. states and political subdivisions	5,198	1,906	1,583
Federal agency mortgage-backed securities	76,010	51,320	6,610
Non-agency mortgage-backed securities	235	126	288
Collateralized loan obligations	9,379	688	—
Total purchases of held-to-maturity debt securities	90,822	57,056	9,238
Transfers from available-for-sale debt securities to held-to-maturity debt securities:
Securities of U.S. states and political subdivisions	2,954	10,721	5,912
Federal agency mortgage-backed securities	41,298	5,522	7,921
Collateralized loan obligations	10,003	15,572	—
Other debt securities	1,738	—	—
Total transfers from available-for-sale debt securities to held-to-maturity debt securities	$55,993	31,815	13,833
(1)Inclusive of securities purchased but not yet settled and noncash purchases from securitization of loans held for sale (LHFS).
Table 3.3 shows the composition of interest income, provision for credit losses, and gross realized gains and losses from sales and impairment write-downs included in earnings related to AFS and HTM debt securities (pre-tax).

Table 3.3: Income Statement Impacts for Available-for-Sale and Held-to-Maturity Debt Securities

	Year ended December 31,
(in millions)	2021	2020	2019
Interest income (1):
Available-for-sale	$2,808	4,992	8,092
Held-to-maturity	4,359	3,712	3,733
Total interest income	7,167	8,704	11,825
Provision for credit losses (2):
Available-for-sale	(2)	89	—
Held-to-maturity	54	35	—
Total provision for credit losses	52	124	—
Realized gains and losses (3):
Gross realized gains	571	931	227
Gross realized losses	(10)	(43)	(24)
Impairment write-downs	(8)	(15)	(63)
Net realized gains	$553	873	140
(1)Excludes interest income from trading debt securities, which is disclosed in Note 2 (Trading Activities).
(2)Prior to our adoption of CECL on January 1, 2020, the provision for credit losses from debt securities was not applicable and is therefore presented as $0 for 2019.
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
CREDIT RATINGS Credit ratings express opinions about the credit quality of a debt security. We determine the credit rating of a security according to the lowest credit rating made available by national recognized statistical rating organizations (NRSROs). Debt securities rated investment grade, that is those with ratings similar to BBB-/Baa3 or above, as defined by NRSROs, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, debt securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade debt securities. For debt securities not rated by NRSROs, we determine an internal credit grade of the debt securities (used for credit risk management purposes) equivalent to the credit ratings assigned by major credit agencies. Substantially all of our debt securities were rated by NRSROs at December 31, 2021, and December 31, 2020.
Table 3.4 shows the percentage of fair value of AFS debt securities and amortized cost of HTM debt securities determined to be rated investment grade, inclusive of securities rated based on internal credit grades.

Wells Fargo & Company	111

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Table 3.4: Investment Grade Debt Securities

	Available-for-Sale		Held-to-Maturity
($ in millions)	Fair value	% investment grade	Amortized cost	% investment grade
December 31, 2021
Total portfolio (1)	$177,244	99%	272,118	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$145,547	100%	205,453	100%
Securities of U.S. states and political subdivisions	16,917	99	32,704	100
Collateralized loan obligations (3)	5,708	100	31,128	100
All other debt securities (4)	9,072	88	2,833	64
December 31, 2020
Total portfolio (1)	$220,392	99%	205,761	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$161,229	100%	162,732	100%
Securities of U.S. states and political subdivisions	19,406	99	25,870	100
Collateralized loan obligations (3)	9,018	100	16,255	100
All other debt securities (4)	30,739	93	904	6
(1)98% and 92% were rated AA- and above at December 31, 2021 and 2020, respectively.
(2)Includes federal agency mortgage-backed securities.
(3)100% and 98% were rated AA- and above at December 31, 2021 and 2020, respectively.
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
Debt securities that are past due and still accruing were insignificant at both December 31, 2021 and 2020. The carrying value of debt securities in nonaccrual status was insignificant at both December 31, 2021 and 2020. Charge-offs on debt securities were insignificant for the years ended December 31, 2021 and 2020.
Purchased debt securities with credit deterioration (PCD) are not considered to be in nonaccrual status, as payments from issuers of these securities remain current. PCD securities were insignificant for the years ended December 31, 2021 and 2020.

112	Wells Fargo & Company

Unrealized Losses of Available-for-Sale Debt Securities
Table 3.5 shows the gross unrealized losses and fair value of AFS debt securities by length of time those individual securities in each category have been in a continuous loss position. Debt securities on which we have recorded credit impairment are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the amortized cost basis, net of allowance for credit losses.
Table 3.5: Gross Unrealized Losses and Fair Value – Available-for-Sale Debt Securities

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
December 31, 2021
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$(192)	24,418	—	—	(192)	24,418
Non-U.S. government securities	—	—	—	—	—	—
Securities of U.S. states and political subdivisions	(36)	2,308	(15)	532	(51)	2,840
Federal agency mortgage-backed securities	(334)	40,695	(248)	9,464	(582)	50,159
Non-agency mortgage-backed securities	(4)	1,966	(11)	543	(15)	2,509
Collateralized loan obligations	(3)	1,619	(4)	1,242	(7)	2,861
Other debt securities	—	—	(7)	624	(7)	624
Total available-for-sale debt securities	$(569)	71,006	(285)	12,405	(854)	83,411
December 31, 2020
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$—	—	—	—	—	—
Non-U.S. government securities	(3)	16,812	—	—	(3)	16,812
Securities of U.S. states and political subdivisions	(51)	3,681	(30)	1,101	(81)	4,782
Federal agency mortgage-backed securities	(27)	11,310	(1)	316	(28)	11,626
Non-agency mortgage-backed securities	(28)	1,366	(18)	534	(46)	1,900
Collateralized loan obligations	(27)	5,082	(17)	1,798	(44)	6,880
Other debt securities	(16)	647	(45)	1,604	(61)	2,251
Total available-for-sale debt securities	$(152)	38,898	(111)	5,353	(263)	44,251
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
For descriptions of the factors we consider when analyzing debt securities for impairment as well as methodology and significant inputs used to measure credit losses, see Note 1 (Summary of Significant Accounting Policies) in this Report.

Wells Fargo & Company	113

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Contractual Maturities
Table 3.6 and Table 3.7 show the remaining contractual maturities, amortized cost, net of the ACL, fair value and weighted average effective yields of AFS and HTM debt securities, respectively. The remaining contractual principal maturities for mortgage-backed securities (MBS) do not consider prepayments. Remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.
Table 3.6: Contractual Maturities – Available-for-Sale Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2021
Available-for-sale debt securities (1):
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$39,668	—	18,787	18,874	2,007
Fair value	39,661	—	18,739	18,768	2,154
Weighted average yield	0.79%	—	0.34	1.16	1.44
Non-U.S. government securities
Amortized cost, net	$71	3	68	—	—
Fair value	71	3	68	—	—
Weighted average yield	0.33%	1.49	0.28	—	—
Securities of U.S. states and political subdivisions
Amortized cost, net	$16,618	696	2,115	5,719	8,088
Fair value	16,917	697	2,135	5,713	8,372
Weighted average yield	1.92%	1.22	1.10	1.38	2.58
Federal agency mortgage-backed securities
Amortized cost, net	$104,661	1	219	2,665	101,776
Fair value	105,886	1	228	2,742	102,915
Weighted average yield	2.53%	2.40	3.17	2.30	2.53
Non-agency mortgage-backed securities
Amortized cost, net	$4,515	—	—	143	4,372
Fair value	4,532	—	—	142	4,390
Weighted average yield	1.93%	—	—	2.32	1.92
Collateralized loan obligations
Amortized cost, net	$5,713	—	23	5,212	478
Fair value	5,708	—	23	5,207	478
Weighted average yield	1.42%	—	2.22	1.41	1.45
Other debt securities
Amortized cost, net	$4,217	98	419	1,063	2,637
Fair value	4,469	97	419	1,065	2,888
Weighted average yield	1.61%	1.56	1.27	1.46	1.72
Total available-for-sale debt securities
Amortized cost, net	$175,463	798	21,631	33,676	119,358
Fair value	177,244	798	21,612	33,637	121,197
Weighted average yield	2.00%	1.26	0.46	1.34	2.47
(1)Weighted average yields displayed by maturity bucket are weighted based on amortized cost without effect for any related hedging derivatives and are shown pre-tax.

114	Wells Fargo & Company

Table 3.7: Contractual Maturities – Held-to-Maturity Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2021
Held-to-maturity debt securities (1):
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$16,544	350	12,410	—	3,784
Fair value	16,825	350	12,889	—	3,586
Weighted average yield	2.17%	1.55	2.37	—	1.57
Securities of U.S. states and political subdivisions
Amortized cost, net	$32,689	1,338	3,243	2,126	25,982
Fair value	33,475	1,350	3,307	2,191	26,627
Weighted average yield	2.10%	2.34	1.31	2.59	2.15
Federal agency mortgage-backed securities
Amortized cost, net	$188,909	—	—	—	188,909
Fair value	187,984	—	—	—	187,984
Weighted average yield	2.15%	—	—	—	2.15
Non-agency mortgage-backed securities
Amortized cost, net	$1,082	15	13	29	1,025
Fair value	1,095	15	13	30	1,037
Weighted average yield	2.99%	1.55	2.90	3.16	3.00
Collateralized loan obligations
Amortized cost, net	$31,067	—	—	13,019	18,048
Fair value	31,259	—	—	13,153	18,106
Weighted average yield	1.53%	—	—	1.60	1.48
Other debt securities
Amortized cost, net	$1,731	—	764	967	—
Fair value	1,748	—	767	981	—
Weighted average yield	4.51%	—	4.13	4.81	—
Total held-to-maturity debt securities
Amortized cost, net	$272,022	1,703	16,430	16,141	237,748
Fair value	272,386	1,715	16,976	16,355	237,340
Weighted average yield	2.09%	2.17	2.24	1.92	2.09
(1)Weighted average yields displayed by maturity bucket are weighted based on amortized cost and are shown pre-tax.

Wells Fargo & Company	115

Note 4: Loans and Related Allowance for Credit Losses
Table 4.1 presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include unearned income, net deferred loan fees or costs, and unamortized discounts and premiums. These amounts were less than 1% of our total loans outstanding at December 31, 2021, and December 31, 2020.
Outstanding balances exclude accrued interest receivable on loans, except for certain revolving loans, such as credit card loans.
See Note 7 (Premises, Equipment and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income. During 2021, we reversed accrued interest receivable of $44 million for our commercial portfolio segment and $175 million for our consumer portfolio segment, compared with $43 million and $195 million, respectively, for 2020.

Table 4.1: Loans Outstanding

	December 31,
(in millions)	2021	2020
Commercial:
Commercial and industrial	$350,436	318,805
Real estate mortgage	127,733	121,720
Real estate construction	20,092	21,805
Lease financing	14,859	16,087
Total commercial	513,120	478,417
Consumer:
Residential mortgage – first lien	242,270	276,674
Residential mortgage – junior lien	16,618	23,286
Credit card	38,453	36,664
Auto	56,659	48,187
Other consumer	28,274	24,409
Total consumer	382,274	409,220
Total loans	$895,394	887,637
Our non-U.S. loans are reported by respective class of financing receivable in the table above. Substantially all of our non-U.S. loan portfolio is commercial loans. Table 4.2 presents total non-U.S. commercial loans outstanding by class of financing receivable.

Table 4.2: Non-U.S. Commercial Loans Outstanding

	December 31,
(in millions)	2021	2020
Non-U.S. commercial loans:
Commercial and industrial	$77,365	63,128
Real estate mortgage	7,070	7,278
Real estate construction	1,582	1,603
Lease financing	680	629
Total non-U.S. commercial loans	$86,697	72,638

Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. Commercial and industrial loans and lease financing to borrowers in the financial institutions except banks industry represented 16% and 13% of total loans at December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, we did not have concentrations representing 10% or more of our total loan portfolio in the commercial real estate (CRE) portfolios (real estate mortgage and real estate construction) by state or property type. Residential mortgage loans to borrowers in the state of California represented 12% of total loans at both December 31, 2021 and 2020. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 4% of total loans at both December 31, 2021 and 2020. We continuously monitor changes in real estate values and underlying economic or market conditions for all geographic areas of our residential mortgage portfolio as part of our credit risk management process.
Some of our residential mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 3% of total loans at both December 31, 2021 and 2020. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment

116	Wells Fargo & Company

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
Table 4.3: Loan Purchases, Sales, and Transfers

				Year ended December 31,
	2021			2020
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases	$380	6	386	1,310	6	1,316
Sales	(2,534)	(188)	(2,722)	(4,141)	(114)	(4,255)
Transfers (to)/from LHFS	(1,550)	(55)	(1,605)	(1,294)	(11,198)	(12,492)
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
We may, as a representative for other lenders, advance funds or provide for the issuance of letters of credit under syndicated loan or letter of credit agreements. Any advances are generally repaid in less than a week and would normally require default of both the customer and another lender to expose us to loss. The unfunded amount of these temporary advance arrangements totaled approximately $90.2 billion at December 31, 2021.
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2021, and December 31, 2020, we had $1.5 billion and $1.3 billion, respectively, of outstanding issued commercial letters of credit. We also originate multipurpose lending commitments under which borrowers have the option to draw on the facility for different purposes in one of several forms, including a standby letter of credit. See Note 13 (Guarantees and Other Commitments) for additional information on standby letters of credit.
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
Table 4.4: Unfunded Credit Commitments

(in millions)	Dec 31, 2021	Dec 31, 2020
Commercial:
Commercial and industrial	$404,292	378,167
Real estate mortgage	11,515	7,993
Real estate construction	19,943	15,650
Total commercial	435,750	401,810
Consumer:
Residential mortgage – first lien	32,992	31,530
Residential mortgage – junior lien	27,447	32,820
Credit card	130,743	121,096
Other consumer	59,789	49,179
Total consumer	250,971	234,625
Total unfunded credit commitments	$686,721	636,435

Wells Fargo & Company	117

Note 4: Loans and Related Allowance for Credit Losses (continued)
Allowance for Credit Losses
Table 4.5 presents the allowance for credit losses (ACL) for loans, which consists of the allowance for loan losses and the allowance for unfunded credit commitments. The ACL for loans decreased
$5.9 billion from December 31, 2020, reflecting better portfolio credit quality and continued improvements in current and forecasted economic conditions.

Table 4.5: Allowance for Credit Losses for Loans

	Year ended December 31,
($ in millions)	2021	2020
Balance, beginning of year	$19,713	10,456
Cumulative effect from change in accounting policies (1)	—	(1,337)
Allowance for purchased credit-deteriorated (PCD) loans (2)	—	8
Balance, beginning of year, adjusted	19,713	9,127
Provision for credit losses	(4,207)	14,005
Interest income on certain loans (3)	(145)	(153)
Loan charge-offs:
Commercial:
Commercial and industrial	(517)	(1,440)
Real estate mortgage	(98)	(302)
Real estate construction	(1)	—
Lease financing	(46)	(107)
Total commercial	(662)	(1,849)
Consumer:
Residential mortgage – first lien	(167)	(90)
Residential mortgage – junior lien	(93)	(88)
Credit card	(1,189)	(1,504)
Auto	(497)	(536)
Other consumer	(423)	(458)
Total consumer	(2,369)	(2,676)
Total loan charge-offs	(3,031)	(4,525)
Loan recoveries:
Commercial:
Commercial and industrial	299	201
Real estate mortgage	45	19
Real estate construction	1	19
Lease financing	22	20
Total commercial	367	259
Consumer:
Residential mortgage – first lien	114	95
Residential mortgage – junior lien	163	143
Credit card	389	365
Auto	316	266
Other consumer	108	108
Total consumer	1,090	977
Total loan recoveries	1,457	1,236
Net loan charge-offs	(1,574)	(3,289)
Other	1	23
Balance, end of year	$13,788	19,713
Components:
Allowance for loan losses	$12,490	18,516
Allowance for unfunded credit commitments	1,298	1,197
Allowance for credit losses	$13,788	19,713
Net loan charge-offs as a percentage of average total loans	0.18%	0.35
Allowance for loan losses as a percentage of total loans	1.39	2.09
Allowance for credit losses for loans as a percentage of total loans	1.54	2.22
(1)Represents the overall decrease in our ACL for loans as a result of our adoption of CECL on January 1, 2020.
(2)Represents the allowance estimated for purchased credit-impaired (PCI) loans that automatically became PCD loans with the adoption of CECL. For additional information, see Note 1 (Summary of Significant Accounting Policies) in this Report.
(3)Loans with an allowance measured by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize changes in allowance attributable to the passage of time as interest income.

118	Wells Fargo & Company

Table 4.6 summarizes the activity in the ACL by our commercial and consumer portfolio segments.

Table 4.6: Allowance for Credit Losses for Loans Activity by Portfolio Segment

	Year ended December 31,
	2021			2020
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of year	$11,516	8,197	19,713	6,245	4,211	10,456
Cumulative effect from change in accounting policies (1)	—	—	—	(2,861)	1,524	(1,337)
Allowance for purchased credit-deteriorated (PCD) loans (2)	—	—	—	—	8	8
Balance, beginning of year, adjusted	11,516	8,197	19,713	3,384	5,743	9,127
Provision for credit losses	(3,373)	(834)	(4,207)	9,770	4,235	14,005
Interest income on certain loans (3)	(58)	(87)	(145)	(61)	(92)	(153)
Loan charge-offs	(662)	(2,369)	(3,031)	(1,849)	(2,676)	(4,525)
Loan recoveries	367	1,090	1,457	259	977	1,236
Net loan charge-offs	(295)	(1,279)	(1,574)	(1,590)	(1,699)	(3,289)
Other	1	—	1	13	10	23
Balance, end of year	$7,791	5,997	13,788	11,516	8,197	19,713
(1)Represents the overall decrease in our ACL for loans as a result of our adoption of CECL on January 1, 2020.
(2)Represents the allowance estimated for PCI loans that automatically became PCD loans with the adoption of CECL. For additional information, see Note 1 (Summary of Significant Accounting Policies) in this Report.
(3)Loans with an allowance measured by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognize changes in allowance attributable to the passage of time as interest income.

Wells Fargo & Company	119

Note 4: Loans and Related Allowance for Credit Losses (continued)
Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the ACL for loans. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date.
COMMERCIAL CREDIT QUALITY INDICATORS We manage a consistent process for assessing commercial loan credit quality. Commercial loans are generally subject to individual risk assessment using our internal borrower and collateral quality ratings, which is our primary credit quality indicator. Our ratings are aligned to regulatory definitions of pass and criticized categories with the criticized segmented among special mention, substandard, doubtful and loss categories.
Table 4.7 provides the outstanding balances of our commercial loan portfolio by risk category and credit quality information by origination year for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified in a troubled debt restructuring (TDR). At December 31, 2021, we had $485.4 billion and $27.8 billion of pass and criticized commercial loans, respectively.
Table 4.7: Commercial Loan Categories by Risk Categories and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2021	2020	2019	2018	2017	Prior
December 31, 2021
Commercial and industrial
Pass	$65,562	15,193	20,553	7,400	3,797	13,985	211,452	679	338,621
Criticized	1,657	884	1,237	1,256	685	551	5,528	17	11,815
Total commercial and industrial	67,219	16,077	21,790	8,656	4,482	14,536	216,980	696	350,436
Real estate mortgage
Pass	38,196	15,929	19,013	12,618	7,451	16,026	5,411	3	114,647
Criticized	3,462	1,119	2,975	1,834	875	2,421	400	—	13,086
Total real estate mortgage	41,658	17,048	21,988	14,452	8,326	18,447	5,811	3	127,733
Real estate construction
Pass	5,895	4,058	4,549	2,167	379	329	1,042	2	18,421
Criticized	510	266	586	234	68	7	—	—	1,671
Total real estate construction	6,405	4,324	5,135	2,401	447	336	1,042	2	20,092
Lease financing
Pass	4,100	3,012	2,547	1,373	838	1,805	—	—	13,675
Criticized	284	246	282	184	86	102	—	—	1,184
Total lease financing	4,384	3,258	2,829	1,557	924	1,907	—	—	14,859
Total commercial loans	$119,666	40,707	51,742	27,066	14,179	35,226	223,833	701	513,120
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
	2020	2019	2018	2017	2016	Prior
December 31, 2020
Commercial and industrial
Pass	$56,915	34,040	15,936	7,274	4,048	4,738	177,107	997	301,055
Criticized	1,404	1,327	1,357	972	672	333	11,534	151	17,750
Total commercial and industrial	58,319	35,367	17,293	8,246	4,720	5,071	188,641	1,148	318,805
Real estate mortgage
Pass	22,444	26,114	18,679	11,113	11,582	14,663	5,152	6	109,753
Criticized	2,133	2,544	1,817	1,287	1,625	2,082	479	—	11,967
Total real estate mortgage	24,577	28,658	20,496	12,400	13,207	16,745	5,631	6	121,720
Real estate construction
Pass	5,242	6,574	4,771	1,736	477	235	1,212	3	20,250
Criticized	449	452	527	4	113	10	—	—	1,555
Total real estate construction	5,691	7,026	5,298	1,740	590	245	1,212	3	21,805
Lease financing
Pass	3,970	3,851	2,176	1,464	1,199	1,924	—	—	14,584
Criticized	308	433	372	197	108	85	—	—	1,503
Total lease financing	4,278	4,284	2,548	1,661	1,307	2,009	—	—	16,087
Total commercial loans	$92,865	75,335	45,635	24,047	19,824	24,070	195,484	1,157	478,417

120	Wells Fargo & Company

Table 4.8 provides past due information for commercial loans, which we monitor as part of our credit risk management practices; however, delinquency is not a primary credit quality indicator for commercial loans. Payment deferral activities instituted in response to the COVID-19 pandemic could continue to delay the recognition of delinquencies for customers who otherwise would have moved into past due status.

Table 4.8: Commercial Loan Categories by Delinquency Status

(in millions)	Commercial and industrial	Real estate mortgage	Real estate construction	Lease financing	Total
December 31, 2021
By delinquency status:
Current-29 days past due (DPD) and still accruing	$348,033	126,184	19,900	14,568	508,685
30-89 DPD and still accruing	1,217	285	179	143	1,824
90+ DPD and still accruing	206	29	—	—	235
Nonaccrual loans	980	1,235	13	148	2,376
Total commercial loans	$350,436	127,733	20,092	14,859	513,120
December 31, 2020
By delinquency status:
Current-29 DPD and still accruing	$315,493	119,561	21,532	15,595	472,181
30-89 DPD and still accruing	575	347	224	233	1,379
90+ DPD and still accruing	39	38	1	—	78
Nonaccrual loans	2,698	1,774	48	259	4,779
Total commercial loans	$318,805	121,720	21,805	16,087	478,417

CONSUMER CREDIT QUALITY INDICATORS  We have various classes of consumer loans that present unique credit risks. Loan delinquency, FICO credit scores and loan-to-value (LTV) for residential mortgage loans are the primary credit quality indicators that we monitor and utilize in our evaluation of the appropriateness of the ACL for the consumer loan portfolio segment.
Many of our loss estimation techniques used for the ACL for loans rely on delinquency-based models; therefore, delinquency is an important indicator of credit quality in the establishment of our ACL for consumer loans.
Table 4.9 provides the outstanding balances of our consumer loan portfolio by delinquency status. Credit quality information is provided with the year of origination for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified in a TDR. The revolving loans converted to term loans in the credit card loan category represent credit card loans with modified terms that require payment over a specific term.
Payment deferral activities instituted in response to the COVID-19 pandemic could continue to delay the recognition of delinquencies for customers who otherwise would have moved into past due status.

Wells Fargo & Company	121

Note 4: Loans and Related Allowance for Credit Losses (continued)
Table 4.9: Consumer Loan Categories by Delinquency Status and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2021	2020	2019	2018	2017	Prior			Total
December 31, 2021
Residential mortgage – first lien
By delinquency status:
Current-29 DPD	$69,994	41,527	24,887	7,660	13,734	61,576	5,248	1,673	226,299
30-59 DPD	129	27	30	12	24	418	14	29	683
60-89 DPD	10	7	2	—	3	126	7	15	170
90-119 DPD	—	1	1	1	5	53	4	9	74
120-179 DPD	1	16	2	2	1	63	4	14	103
180+ DPD	—	62	72	71	92	1,294	36	156	1,783
Government insured/guaranteed loans (1)	14	134	209	349	364	12,088	—	—	13,158
Total residential mortgage – first lien	70,148	41,774	25,203	8,095	14,223	75,618	5,313	1,896	242,270
Residential mortgage – junior lien
By delinquency status:
Current-29 DPD	28	20	30	26	21	700	10,883	4,426	16,134
30-59 DPD	—	—	—	—	1	10	29	46	86
60-89 DPD	—	—	—	—	—	4	10	21	35
90-119 DPD	—	—	—	1	—	3	4	12	20
120-179 DPD	—	—	—	—	—	5	7	14	26
180+ DPD	—	—	1	—	—	40	59	217	317
Total residential mortgage – junior lien	28	20	31	27	22	762	10,992	4,736	16,618
Credit cards
By delinquency status:
Current-29 DPD	—	—	—	—	—	—	37,686	192	37,878
30-59 DPD	—	—	—	—	—	—	176	7	183
60-89 DPD	—	—	—	—	—	—	118	5	123
90-119 DPD	—	—	—	—	—	—	98	5	103
120-179 DPD	—	—	—	—	—	—	165	1	166
180+ DPD	—	—	—	—	—	—	—	—	—
Total credit cards	—	—	—	—	—	—	38,243	210	38,453
Auto
By delinquency status:
Current-29 DPD	29,246	12,412	8,476	3,271	1,424	714	—	—	55,543
30-59 DPD	220	193	165	81	46	57	—	—	762
60-89 DPD	69	67	53	25	14	21	—	—	249
90-119 DPD	31	27	22	9	6	8	—	—	103
120-179 DPD	—	1	1	—	—	—	—	—	2
180+ DPD	—	—	—	—	—	—	—	—	—
Total auto	29,566	12,700	8,717	3,386	1,490	800	—	—	56,659
Other consumer
By delinquency status:
Current-29 DPD	2,221	716	703	203	107	125	23,988	143	28,206
30-59 DPD	3	2	3	1	—	2	10	4	25
60-89 DPD	2	1	2	1	—	1	5	1	13
90-119 DPD	1	1	2	1	—	—	4	—	9
120-179 DPD	—	—	—	—	—	—	8	2	10
180+ DPD	—	—	—	—	—	1	1	9	11
Total other consumer	2,227	720	710	206	107	129	24,016	159	28,274
Total consumer loans	$101,969	55,214	34,661	11,714	15,842	77,309	78,564	7,001	382,274
(continued on following page)

122	Wells Fargo & Company

(continued from previous page)

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2020	2019	2018	2017	2016	Prior			Total
December 31, 2020
Residential mortgage – first lien
By delinquency status:
Current-29 DPD	$53,298	43,297	14,761	24,619	30,533	67,960	6,762	1,719	242,949
30-59 DPD	111	76	36	67	79	750	52	66	1,237
60-89 DPD	88	10	6	12	13	305	56	68	558
90-119 DPD	232	11	5	8	7	197	26	33	519
120-179 DPD	3	4	1	3	5	151	17	29	213
180+ DPD	3	1	4	11	15	758	21	145	958
Government insured/guaranteed loans (1)	215	639	904	1,076	2,367	25,039	—	—	30,240
Total residential mortgage – first lien	53,950	44,038	15,717	25,796	33,019	95,160	6,934	2,060	276,674
Residential mortgage – junior lien
By delinquency status:
Current-29 DPD	22	39	39	37	31	1,115	15,366	5,434	22,083
30-59 DPD	—	—	1	1	—	22	113	160	297
60-89 DPD	—	—	1	—	—	11	154	271	437
90-119 DPD	—	—	—	1	—	7	45	84	137
120-179 DPD	—	—	—	—	—	9	36	77	122
180+ DPD	—	—	—	—	1	25	29	155	210
Total residential mortgage – junior lien	22	39	41	39	32	1,189	15,743	6,181	23,286
Credit cards
By delinquency status:
Current-29 DPD	—	—	—	—	—	—	35,612	255	35,867
30-59 DPD	—	—	—	—	—	—	243	12	255
60-89 DPD	—	—	—	—	—	—	167	10	177
90-119 DPD	—	—	—	—	—	—	144	10	154
120-179 DPD	—	—	—	—	—	—	208	3	211
180+ DPD	—	—	—	—	—	—	—	—	—
Total credit cards	—	—	—	—	—	—	36,374	290	36,664
Auto
By delinquency status:
Current-29 DPD	19,625	14,561	6,307	3,459	2,603	697	—	—	47,252
30-59 DPD	120	183	114	80	107	46	—	—	650
60-89 DPD	32	60	36	25	35	16	—	—	204
90-119 DPD	13	26	14	9	12	6	—	—	80
120-179 DPD	—	1	—	—	—	—	—	—	1
180+ DPD	—	—	—	—	—	—	—	—	—
Total auto	19,790	14,831	6,471	3,573	2,757	765	—	—	48,187
Other consumer
By delinquency status:
Current-29 DPD	1,406	1,383	577	261	59	193	20,246	162	24,287
30-59 DPD	2	7	5	2	1	3	19	10	49
60-89 DPD	1	5	3	1	1	1	10	6	28
90-119 DPD	1	4	2	1	—	1	8	3	20
120-179 DPD	—	—	—	—	—	—	10	4	14
180+ DPD	—	—	—	—	—	2	3	6	11
Total other consumer	1,410	1,399	587	265	61	200	20,296	191	24,409
Total consumer loans	$75,172	60,307	22,816	29,673	35,869	97,314	79,347	8,722	409,220
(1)Represents loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $5.7 billion and $11.1 billion at December 31, 2021, and December 31, 2020, respectively.
Of the $2.7 billion of consumer loans not government insured/guaranteed that are 90 days or more past due at December 31, 2021, $424 million was accruing, compared with
$2.7 billion past due and $612 million accruing at December 31, 2020.

Wells Fargo & Company	123

Note 4: Loans and Related Allowance for Credit Losses (continued)
We obtain Fair Isaac Corporation (FICO) scores at loan origination and the scores are generally updated at least quarterly, except in limited circumstances, including compliance with the Fair Credit Reporting Act (FCRA). FICO scores are not available for certain loan types or may not be required if we deem it unnecessary due to strong collateral and other borrower attributes. Substantially all loans not requiring a FICO score are securities-based loans originated by our retail brokerage business.
Table 4.10 provides the outstanding balances of our consumer loan portfolio by FICO score. Substantially all of the scored consumer portfolio has an updated FICO score of 680 or above.

Table 4.10: Consumer Loan Categories by FICO and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2021	2020	2019	2018	2017	Prior			Total
December 31, 2021
By FICO:
Residential mortgage – first lien
800+	$35,935	27,396	16,583	5,153	9,430	37,495	2,554	469	135,015
760-799	23,645	9,814	5,412	1,464	2,485	10,509	1,073	265	54,667
720-759	7,842	3,083	1,980	642	1,137	6,277	646	238	21,845
680-719	1,986	876	645	283	501	3,682	393	206	8,572
640-679	449	233	187	89	129	1,851	188	146	3,272
600-639	101	63	46	31	41	1,035	102	89	1,508
< 600	15	13	24	19	41	1,083	114	124	1,433
No FICO available	161	162	117	65	95	1,598	243	359	2,800
Government insured/guaranteed loans (1)	14	134	209	349	364	12,088	—	—	13,158
Total residential mortgage – first lien	70,148	41,774	25,203	8,095	14,223	75,618	5,313	1,896	242,270
Residential mortgage – junior lien
800+	—	—	—	—	—	188	5,512	1,481	7,181
760-799	—	—	—	—	—	110	2,154	828	3,092
720-759	—	—	—	—	—	130	1,462	790	2,382
680-719	—	—	—	—	—	118	881	633	1,632
640-679	—	—	—	—	—	65	325	338	728
600-639	—	—	—	—	—	39	160	208	407
< 600	—	—	—	—	—	43	164	215	422
No FICO available	28	20	31	27	22	69	334	243	774
Total residential mortgage – junior lien	28	20	31	27	22	762	10,992	4,736	16,618
Credit card
800+	—	—	—	—	—	—	4,247	1	4,248
760-799	—	—	—	—	—	—	6,053	7	6,060
720-759	—	—	—	—	—	—	8,475	26	8,501
680-719	—	—	—	—	—	—	9,136	50	9,186
640-679	—	—	—	—	—	—	5,850	47	5,897
600-639	—	—	—	—	—	—	2,298	31	2,329
< 600	—	—	—	—	—	—	2,067	47	2,114
No FICO available	—	—	—	—	—	—	117	1	118
Total credit card	—	—	—	—	—	—	38,243	210	38,453
Auto
800+	4,688	1,983	1,680	690	318	108	—	—	9,467
760-799	4,967	2,123	1,586	586	234	87	—	—	9,583
720-759	4,789	2,104	1,503	583	241	106	—	—	9,326
680-719	5,005	2,282	1,441	526	218	111	—	—	9,583
640-679	4,611	1,824	1,025	369	160	99	—	—	8,088
600-639	3,118	1,114	617	243	117	92	—	—	5,301
< 600	2,372	1,236	853	376	193	187	—	—	5,217
No FICO available	16	34	12	13	9	10	—	—	94
Total auto	29,566	12,700	8,717	3,386	1,490	800	—	—	56,659
Other consumer
800+	450	162	128	34	8	47	1,343	22	2,194
760-799	502	147	117	33	7	22	819	19	1,666
720-759	461	134	115	38	9	18	714	22	1,511
680-719	349	95	99	37	9	15	630	22	1,256
640-679	170	44	55	21	6	8	328	17	649
600-639	42	13	19	9	3	4	117	9	216
< 600	18	12	22	11	3	5	114	12	197
No FICO available	235	113	155	23	62	10	1,236	36	1,870
FICO not required	—	—	—	—	—	—	18,715	—	18,715
Total other consumer	2,227	720	710	206	107	129	24,016	159	28,274
Total consumer loans	$101,969	55,214	34,661	11,714	15,842	77,309	78,564	7,001	382,274

(continued on following page)

124	Wells Fargo & Company

(continued from previous page)

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2020	2019	2018	2017	2016	Prior			Total
December 31, 2020
By FICO:
Residential mortgage – first lien
800+	$29,365	28,652	9,911	17,416	22,215	40,440	3,391	493	151,883
760-799	17,154	9,866	2,908	4,380	4,955	10,843	1,361	274	51,741
720-759	5,274	3,290	1,189	1,829	2,106	7,001	879	265	21,833
680-719	1,361	1,084	490	678	831	4,403	520	221	9,588
640-679	376	287	148	192	226	2,385	241	154	4,009
600-639	55	56	44	56	92	1,429	127	106	1,965
< 600	14	29	36	44	66	1,789	162	175	2,315
No FICO available	136	135	87	125	161	1,831	253	372	3,100
Government insured/guaranteed loans (1)	215	639	904	1,076	2,367	25,039	—	—	30,240
Total residential mortgage – first lien	53,950	44,038	15,717	25,796	33,019	95,160	6,934	2,060	276,674
Residential mortgage – junior lien
800+	—	—	—	—	—	293	7,973	1,819	10,085
760-799	—	—	—	—	—	177	3,005	1,032	4,214
720-759	—	—	—	—	—	207	2,093	1,034	3,334
680-719	—	—	—	—	—	183	1,233	854	2,270
640-679	—	—	—	—	—	103	503	493	1,099
600-639	—	—	—	—	—	67	241	299	607
< 600	—	—	—	—	—	76	254	374	704
No FICO available	22	39	41	39	32	83	441	276	973
Total residential mortgage – junior lien	22	39	41	39	32	1,189	15,743	6,181	23,286
Credit card
800+	—	—	—	—	—	—	3,860	1	3,861
760-799	—	—	—	—	—	—	5,438	7	5,445
720-759	—	—	—	—	—	—	7,897	29	7,926
680-719	—	—	—	—	—	—	8,854	60	8,914
640-679	—	—	—	—	—	—	5,657	64	5,721
600-639	—	—	—	—	—	—	2,242	46	2,288
< 600	—	—	—	—	—	—	2,416	82	2,498
No FICO available	—	—	—	—	—	—	10	1	11
Total credit card	—	—	—	—	—	—	36,374	290	36,664
Auto
800+	2,875	2,606	1,211	731	452	104	—	—	7,979
760-799	3,036	2,662	1,122	579	349	81	—	—	7,829
720-759	3,162	2,514	1,095	576	395	98	—	—	7,840
680-719	3,534	2,542	1,066	545	400	105	—	—	8,192
640-679	3,381	1,948	763	395	334	94	—	—	6,915
600-639	2,208	1,165	479	274	276	87	—	—	4,489
< 600	1,581	1,357	730	463	533	186	—	—	4,850
No FICO available	13	37	5	10	18	10	—	—	93
Total auto	19,790	14,831	6,471	3,573	2,757	765	—	—	48,187
Other consumer
800+	353	287	94	35	10	71	2,249	21	3,120
760-799	342	279	93	29	10	34	1,110	16	1,913
720-759	262	258	107	35	11	30	915	26	1,644
680-719	156	213	99	36	11	24	798	31	1,368
640-679	71	112	59	21	7	10	415	23	718
600-639	18	36	22	9	4	8	151	13	261
< 600	13	41	30	12	5	7	161	18	287
No FICO available	195	173	83	88	3	16	1,248	43	1,849
FICO not required	—	—	—	—	—	—	13,249	—	13,249
Total other consumer	1,410	1,399	587	265	61	200	20,296	191	24,409
Total consumer loans	$75,172	60,307	22,816	29,673	35,869	97,314	79,347	8,722	409,220
(1)Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.
LTV refers to the ratio comparing the loan’s unpaid principal balance to the property’s collateral value. Combined LTV (CLTV) refers to the combination of first lien mortgage and junior lien mortgage (including unused line amounts for credit line products) ratios. We obtain LTVs and CLTVs using a cascade approach which first uses values provided by automated valuation models (AVMs) for the property. If an AVM is not available, then the value is estimated using the original appraised value adjusted by the change in Home Price Index (HPI) for the property location. If an HPI is not available, the original appraised value is used. The HPI value is normally the only method considered for high value properties, generally with an original value of $1 million or more, as the AVM values have proven less accurate for these properties. Generally, we obtain available LTVs

Wells Fargo & Company	125

Note 4: Loans and Related Allowance for Credit Losses (continued)
and CLTVs on a quarterly basis. Certain loans do not have an LTV or CLTV due to a lack of industry data availability and portfolios acquired from or serviced by other institutions.
Table 4.11 shows the most updated LTV and CLTV distribution of the residential mortgage – first lien and residential mortgage – junior lien loan portfolios.
Table 4.11: Consumer Loan Categories by LTV/CLTV and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2021	2020	2019	2018	2017	Prior			Total
December 31, 2021
Residential mortgage – first lien
By LTV:
0-60%	$26,618	22,882	16,063	5,310	11,030	57,880	4,348	1,644	145,775
60.01-80%	42,893	18,188	8,356	2,234	2,647	5,017	674	188	80,197
80.01-100%	486	437	474	147	134	339	157	42	2,216
100.01-120% (1)	10	31	24	11	7	48	33	8	172
> 120% (1)	5	10	10	4	3	35	14	3	84
No LTV available	122	92	67	40	38	211	87	11	668
Government insured/guaranteed loans (2)	14	134	209	349	364	12,088	—	—	13,158
Total residential mortgage – first lien	70,148	41,774	25,203	8,095	14,223	75,618	5,313	1,896	242,270
Residential mortgage – junior lien
By CLTV:
0-60%	—	—	—	—	—	475	7,949	3,588	12,012
60.01-80%	—	—	—	—	—	172	2,329	823	3,324
80.01-100%	—	—	—	—	—	55	554	241	850
100.01-120% (1)	—	—	—	—	—	13	104	42	159
> 120% (1)	—	—	—	—	—	3	35	13	51
No CLTV available	28	20	31	27	22	44	21	29	222
Total residential mortgage – junior lien	28	20	31	27	22	762	10,992	4,736	16,618
Total	$70,176	41,794	25,234	8,122	14,245	76,380	16,305	6,632	258,888
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
	2020	2019	2018	2017	2016	Prior			Total
December 31, 2020
Residential mortgage – first lien
By LTV:
0-60%	$16,582	15,449	6,065	13,190	21,097	59,291	4,971	1,587	138,232
60.01-80%	34,639	24,736	7,724	10,745	8,970	9,333	1,323	326	97,796
80.01-100%	2,332	2,975	900	654	441	1,003	425	100	8,830
100.01-120% (1)	41	106	45	40	41	168	117	26	584
> 120% (1)	31	41	16	19	16	78	44	8	253
No LTV available	110	92	63	72	87	248	54	13	739
Government insured/guaranteed loans (2)	215	639	904	1,076	2,367	25,039	—	—	30,240
Total residential mortgage – first lien	53,950	44,038	15,717	25,796	33,019	95,160	6,934	2,060	276,674
Residential mortgage – junior lien
By CLTV:
0-60%	—	—	—	—	—	548	8,626	3,742	12,916
60.01-80%	—	—	—	—	—	335	5,081	1,554	6,970
80.01-100%	—	—	—	—	—	187	1,507	641	2,335
100.01-120% (1)	—	—	—	—	—	59	376	156	591
> 120% (1)	—	—	—	—	—	15	128	50	193
No CLTV available	22	39	41	39	32	45	25	38	281
Total residential mortgage – junior lien	22	39	41	39	32	1,189	15,743	6,181	23,286
Total	$53,972	44,077	15,758	25,835	33,051	96,349	22,677	8,241	299,960
(1)Reflects total loan balances with LTV/CLTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV/CLTV.
(2)Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

126	Wells Fargo & Company

NONACCRUAL LOANS Table 4.12 provides loans on nonaccrual status. In connection with our adoption of CECL, nonaccrual loans may have an ACL or a negative allowance for credit losses from expected recoveries of amounts previously written off. Payment deferral activities instituted in response to the COVID-19 pandemic could continue to delay the recognition of delinquencies for customers who otherwise would have moved into nonaccrual status.
Table 4.12: Nonaccrual Loans

	Amortized cost				Recognized interest income
	Nonaccrual loans		Nonaccrual loans without related allowance for credit losses (1)		Year ended December 31,
(in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020	2021	2020
Commercial:
Commercial and industrial	$980	2,698	190	382	97	78
Real estate mortgage	1,235	1,774	66	93	66	31
Real estate construction	13	48	5	15	3	6
Lease financing	148	259	9	16	—	—
Total commercial	2,376	4,779	270	506	166	115
Consumer:
Residential mortgage- first lien	3,803	2,957	2,722	1,908	122	151
Residential mortgage- junior lien	801	754	497	461	53	52
Auto	198	202	—	—	34	20
Other consumer	34	36	—	—	3	3
Total consumer	4,836	3,949	3,219	2,369	212	226
Total nonaccrual loans	$7,212	8,728	3,489	2,875	378	341
(1)Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given solid collateral value.
LOANS IN PROCESS OF FORECLOSURE Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $694 million and $2.1 billion at December 31, 2021, and December 31, 2020, respectively, which included $583 million and $1.7 billion, respectively, of loans that are government insured/guaranteed. Under the Consumer Financial Protection Bureau guidelines, we do not commence the foreclosure process on residential mortgage loans until after the loan is 120 days delinquent. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state’s courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law. In connection with our actions to support customers during the COVID-19 pandemic, we have suspended certain mortgage foreclosure activities.

Wells Fargo & Company	127

Note 4: Loans and Related Allowance for Credit Losses (continued)
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING  Certain loans 90 days or more past due are still accruing, because they are (1) well-secured and in the process of collection or (2) residential mortgage or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due.
Table 4.13 shows loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.
Table 4.13: Loans 90 Days or More Past Due and Still Accruing

($ in millions)	Dec 31, 2021	Dec 31, 2020
Total:	$5,358	7,041
Less: FHA insured/VA guaranteed (1)	4,699	6,351
Total, not government insured/guaranteed	$659	690
By segment and class, not government insured/guaranteed:
Commercial:
Commercial and industrial	$206	39
Real estate mortgage	29	38
Real estate construction	—	1
Total commercial	235	78
Consumer:
Residential mortgage – first lien	37	135
Residential mortgage – junior lien	12	19
Credit card	269	365
Auto	88	65
Other consumer	18	28
Total consumer	424	612
Total, not government insured/guaranteed	$659	690
(1)Represents loans whose repayments are Predominantly insured by the FHA or guaranteed by the VA.
TROUBLED DEBT RESTRUCTURINGS (TDRs)  When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR, the balance of which totaled $10.2 billion and $14.5 billion at December 31, 2021 and 2020, respectively. We do not consider loan resolutions such as foreclosure or short sale to be a TDR. In addition, COVID-related modifications are generally not classified as TDRs due to the relief under the CARES Act and the Interagency Statement. For additional information on the TDR relief, see Note 1 (Summary of Significant Accounting Policies) in this Report.
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
Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $431 million and $489 million at December 31, 2021, and December 31, 2020, respectively.
Table 4.14 summarizes our TDR modifications for the periods presented by primary modification type and includes the financial effects of these modifications. For those loans that modify more than once, the table reflects each modification that occurred during the period. Loans that both modify and are paid off or written-off within the period, as well as changes in recorded investment during the period for loans modified in prior periods, are not included in the table.

128	Wells Fargo & Company

Table 4.14: TDR Modifications

	Primary modification type (1)				Financial effects of modifications
($ in millions)	Principal forgiveness	Interest rate reduction	Other concessions (2)	Total	Charge- offs (3)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction (4)
Year ended December 31, 2021
Commercial:
Commercial and industrial	$2	9	879	890	20	0.81%	$9
Real estate mortgage	41	15	256	312	—	1.28	14
Real estate construction	—	—	3	3	—	—	—
Lease financing	—	—	7	7	—	—	—
Total commercial	43	24	1,145	1,212	20	1.11	23
Consumer:
Residential mortgage – first lien	—	57	1,286	1,343	2	1.60	57
Residential mortgage – junior lien	—	13	38	51	1	2.64	13
Credit card	—	106	—	106	—	19.12	106
Auto	1	4	131	136	54	3.82	4
Other consumer	—	18	1	19	—	11.83	18
Trial modifications (5)	—	—	(3)	(3)	—	—	—
Total consumer	1	198	1,453	1,652	57	12.01	198
Total	$44	222	2,598	2,864	77	10.84%	$221
Year ended December 31, 2020
Commercial:
Commercial and industrial	$24	47	2,971	3,042	162	0.74%	$48
Real estate mortgage	—	34	677	711	5	1.00	34
Real estate construction	10	1	7	18	—	4.29	1
Lease financing	—	—	1	1	—	—	—
Total commercial	34	82	3,656	3,772	167	0.90	83
Consumer:
Residential mortgage – first lien	—	14	4,156	4,170	4	1.76	39
Residential mortgage – junior lien	—	11	121	132	3	2.45	12
Credit card	—	272	—	272	—	14.12	272
Auto	4	6	166	176	93	4.65	6
Other consumer	—	23	34	57	1	8.28	23
Trial modifications (5)	—	—	3	3	—	—	—
Total consumer	4	326	4,480	4,810	101	11.80	352
Total	$38	408	8,136	8,582	268	9.73%	$435
Year ended December 31, 2019
Commercial:
Commercial and industrial	$13	$90	$1,286	1,389	$104	0.40%	$90
Real estate mortgage	—	38	417	455	—	0.69	38
Real estate construction	13	1	32	46	—	1.00	1
Lease financing	—	—	2	2	—	—	—
Total commercial	26	129	1,737	1,892	104	0.49	129
Consumer:
Residential mortgage – first lien	—	13	978	991	2	2.04	68
Residential mortgage – junior lien	—	37	87	124	3	2.35	39
Credit card	—	376	—	376	—	12.91	376
Auto	8	9	51	68	29	4.86	9
Other consumer	1	51	7	59	—	8.07	52
Trial modifications (5)	—	—	13	13	—	—	—
Total consumer	9	486	1,136	1,631	34	10.19	544
Total	$35	615	2,873	3,523	138	8.33%	$673
(1)Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $737 million, $1.5 billion and $1.1 billion, for the years ended December 31, 2021, 2020 and 2019, respectively.
(2)Other concessions include loans with payment (principal and/or interest) deferral, loans discharged in bankruptcy, loan renewals, term extensions and other interest and noninterest adjustments, but exclude modifications that also forgive principal and/or reduce the contractual interest rate. The reported amounts include COVID-related payment deferrals that are new TDRs and exclude COVID-related payment deferrals previously reported as TDRs given limited current financial effects other than payment deferral.
(3)Charge-offs include write-downs of the investment in the loan in the period it is contractually modified. The amount of charge-off will differ from the modification terms if the loan has been charged down prior to the modification based on our policies. In addition, there may be cases where we have a charge-off/down with no legal principal modification.
(4)Recorded investment related to interest rate reduction reflects the effect of reduced interest rates on loans with an interest rate concession as one of their concession types, which includes loans reported as a principal primary modification type that also have an interest rate concession.
(5)Trial modifications are granted a delay in payments due under the original terms during the trial payment period. However, these loans continue to advance through delinquency status and accrue interest according to their original terms. Any subsequent permanent modification generally includes interest rate related concessions; however, the exact concession type and resulting financial effect are usually not known until the loan is permanently modified. Trial modifications for the period are presented net of previously reported trial modifications that became permanent in the current period.

Wells Fargo & Company	129

Note 4: Loans and Related Allowance for Credit Losses (continued)
Table 4.15 summarizes permanent modification TDRs that have defaulted in the current period within 12 months of their permanent modification date. We are reporting these defaulted
TDRs based on a payment default definition of 90 days past due for the commercial portfolio segment and 60 days past due for the consumer portfolio segment.

Table 4.15: Defaulted TDRs

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2021	2020	2019
Commercial:
Commercial and industrial	$132	677	111
Real estate mortgage	34	128	48
Real estate construction	—	—	17
Lease financing	1	1	—
Total commercial	167	806	176
Consumer:
Residential mortgage – first lien	12	34	41
Residential mortgage – junior lien	1	12	13
Credit card	25	72	88
Auto	43	32	12
Other consumer	3	5	8
Total consumer	84	155	162
Total	$251	961	338

130	Wells Fargo & Company

Note 5: Leasing Activity
The information below provides a summary of our leasing activities as a lessor and lessee.
As a Lessor
Table 5.1 presents the composition of our leasing revenue and Table 5.2 provides the components of our investment in lease financing. Noninterest income on leases, included in Table 5.1 is included in other noninterest income on our consolidated statement of income. Lease expense, included in other noninterest expense on our consolidated statement of income, was $867 million, $1.0 billion, and $1.2 billion for the years ended December 31, 2021, 2020 and 2019, respectively.
In 2021, we observed that a decline in the market led to continued weakening demand for certain rail cars used for the transportation of coal products. We expect that both utilization and rental rates for these leased rail cars may remain low in future periods and, therefore, we recognized an impairment charge related to these leased rail cars of $268 million in fourth quarter 2021 in other noninterest income. The current fair value of the leased assets was determined based upon third-party market appraisals. We believe no other classes of rail cars were impaired as of December 31, 2021. Additional impairment may result in the future based on changing economic and market conditions affecting the long-term demand and utility of specific types of rail cars. Our rail car leasing business is in Corporate for our operating segment disclosures. For additional information on the accounting for impairment of operating lease assets, see Note 1 (Summary of Significant Accounting Policies).

Table 5.1: Leasing Revenue

	Year ended December 31,
(in millions)	2021	2020	2019
Interest income on lease financing (1)	$683	853	941
Other lease revenues:
Variable revenues on lease financing	101	107	98
Fixed revenues on operating leases	995	1,169	1,393
Variable revenues on operating leases	64	47	66
Other lease-related revenues (2)	(164)	(78)	57
Noninterest income on leases	996	1,245	1,614
Total leasing revenue	$1,679	2,098	2,555
(1)In second quarter 2021, we elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Includes net gains (losses) on disposition of assets leased under operating leases or lease financings, and impairment charges.

Table 5.2: Investment in Lease Financing

(in millions)	Dec 31, 2021	Dec 31, 2020
Lease receivables	$12,756	14,210
Residual asset values	3,721	3,810
Unearned income	(1,618)	(1,933)
Lease financing	$14,859	16,087

Our net investment in financing and sales-type leases included $1.0 billion and $1.7 billion of leveraged leases at December 31, 2021 and 2020, respectively.
As shown in Table 7.2, included in Note 7 (Premises, Equipment and Other Assets), we had $6.2 billion and $7.4 billion in operating lease assets at December 31, 2021 and 2020, respectively, which was net of $3.1 billion of accumulated depreciation for both periods. Depreciation expense for the operating lease assets was $604 million, $755 million and $848 million in 2021, 2020 and 2019, respectively.
Table 5.3 presents future lease payments owed by our lessees.
Table 5.3: Maturities of Lease Receivables

	December 31, 2021
(in millions)	Direct financing and sales- type leases	Operating leases
2022	$4,465	546
2023	3,194	394
2024	2,077	277
2025	1,222	187
2026	588	100
Thereafter	1,210	171
Total lease receivables	$12,756	1,675
As a Lessee
Substantially all of our leases are operating leases. Table 5.4 presents balances for our operating leases.

Table 5.4: Operating Lease Right-of-Use (ROU) Assets and Lease Liabilities

(in millions)	Dec 31, 2021	Dec 31, 2020
ROU assets	$3,805	4,306
Lease liabilities	4,476	4,962

Table 5.5 provides the composition of our lease costs, which are predominantly included in net occupancy expense.
Table 5.5: Lease Costs

	Year ended December 31,
(in millions)	2021	2020	2019
Fixed lease expense – operating leases	$1,048	1,149	1,212
Variable lease expense	289	299	314
Other (1)	(93)	(77)	(68)
Total lease costs	$1,244	1,371	1,458
(1)Predominantly includes gains recognized from sale leaseback transactions and sublease rental income.

Wells Fargo & Company	131

Note 5: Leasing Activity (continued)
Table 5.6 provides the future lease payments under operating leases as well as information on the remaining average lease term and discount rate as of December 31, 2021.
Table 5.6: Lease Payments on Operating Leases

(in millions, except for weighted averages)	Dec 31, 2021
2022	$948
2023	952
2024	793
2025	609
2026	471
Thereafter	1,111
Total lease payments	4,884
Less: imputed interest	408
Total operating lease liabilities	$4,476
Weighted average remaining lease term (in years)	6.5
Weighted average discount rate	2.6%
Our operating leases predominantly expire within the next 15 years, with the longest lease expiring in 2105. We do not include renewal or termination options in the establishment of the lease term when we are not reasonably certain that we will exercise them. As of December 31, 2021, we had additional operating leases commitments of $39 million, predominantly for real estate, which leases had not yet commenced. These leases are expected to commence during 2022 and have lease terms of 1 year to 11 years.

132	Wells Fargo & Company

Note 6: Equity Securities
Table 6.1 provides a summary of our equity securities by business purpose and accounting method.
Table 6.1: Equity Securities

(in millions)	Dec 31, 2021	Dec 31, 2020
Held for trading at fair value:
Marketable equity securities (1)	$27,476	23,032
Not held for trading:
Fair value:
Marketable equity securities	2,578	1,564
Nonmarketable equity securities (2)	9,044	9,413
Total equity securities at fair value	11,622	10,977
Equity method:
Private equity	3,077	2,960
Tax-advantaged renewable energy	4,740	3,481
New market tax credit and other	379	409
Total equity method	8,196	6,850
Other methods:
Low-income housing tax credit investments	12,314	11,353
Private equity (3)	9,694	4,208
Federal Reserve Bank stock and other at cost (4)	3,584	3,588
Total equity securities not held for trading	45,410	36,976
Total equity securities	$72,886	60,008
(1)    Represents securities held as part of our customer accommodation trading activities. For additional information on these activities, see Note 2 (Trading Activities).
(2)    Substantially all of these securities are economically hedged with equity derivatives.
(3)    Represents nonmarketable equity securities accounted for under the measurement alternative, which were predominantly securities associated with our affiliated venture capital business.
(4)    Substantially all relates to investments in Federal Reserve Bank stock at both December 31, 2021, and December 31, 2020.
Realized Gains and Losses Not Held for Trading
Table 6.2 provides a summary of the net gains and losses from equity securities not held for trading, which excludes equity method adjustments for our share of the investee’s earnings or losses that are recognized in other noninterest income. Gains and losses for securities held for trading are reported in net gains on trading and securities.
Table 6.2: Net Gains (Losses) from Equity Securities Not Held for Trading

	Year ended December 31,
(in millions)	2021	2020	2019
Net gains (losses) from equity securities carried at fair value:
Marketable equity securities	$(202)	63	1,067
Nonmarketable equity securities	(188)	1,414	2,413
Total equity securities carried at fair value	(390)	1,477	3,480
Net gains (losses) from nonmarketable equity securities not carried at fair value (1):
Impairment write-downs	(121)	(1,655)	(245)
Net unrealized gains (2)(3)	4,862	1,651	567
Net realized gains on sale (3)	1,581	359	1,161
Total nonmarketable equity securities not carried at fair value	6,322	355	1,483
Net gains (losses) from economic hedge derivatives	495	(1,167)	(2,120)
Total net gains (losses) from equity securities not held for trading	$6,427	665	2,843
(1)Includes impairment write-downs, net unrealized gains, and net realized gains on sale related to private equity and venture capital investments in consolidated portfolio companies, which are not reported in equity securities on our consolidated balance sheet.
(2)Includes unrealized gains (losses) due to observable price changes from equity securities accounted for under the measurement alternative.
(3)During the year ended December 31, 2021, we recognized $442 million of gains (including $293 million of unrealized gains) related to the partial sale of a nonmarketable equity investment to an unrelated third-party that resulted in the deconsolidation of a consolidated portfolio company. Our retained investment in nonmarketable equity securities of the formerly consolidated portfolio company was remeasured to fair value. For information about the technique and inputs used in the remeasurement, see Note 17 (Fair Values of Assets and Liabilities).

Wells Fargo & Company	133

Note 6: Equity Securities (continued)

Measurement Alternative
Table 6.3 provides additional information about the impairment write-downs and observable price changes from nonmarketable equity securities accounted for under the measurement alternative. Gains and losses related to these adjustments are also included in Table 6.2.
Table 6.3: Net Gains (Losses) from Measurement Alternative Equity Securities

	Year ended December 31,
(in millions)	2021	2020	2019
Net gains (losses) recognized in earnings during the period:
Gross unrealized gains due to observable price changes	$4,569	1,651	584
Gross unrealized losses due to observable price changes	—	—	(17)
Impairment write-downs	(109)	(954)	(116)
Realized net gains from sale	456	38	163
Total net gains recognized during the period	$4,916	735	614
Table 6.4 presents cumulative carrying value adjustments to nonmarketable equity securities accounted for under the measurement alternative that were still held at the end of each reporting period presented.
Table 6.4: Measurement Alternative Cumulative Gains (Losses)

	Year ended December 31,
(in millions)	2021	2020	2019
Cumulative gains (losses):
Gross unrealized gains due to observable price changes	$6,278	2,356	973
Gross unrealized losses due to observable price changes	(3)	(25)	(42)
Impairment write-downs	(821)	(969)	(134)
Low-Income Housing Tax Credit Investments
We invest in affordable housing projects that qualify for the low-income housing tax credit (LIHTC), which are designed to promote private development of low-income housing. These investments typically generate a return through the realization of tax credits and other tax benefits. Table 6.5 summarizes the amortization of the investments and the related tax credits and other tax benefits that are recognized in income tax expense/(benefit) on our consolidated statement of income. We are periodically required to provide additional financial support during the investment period. A liability is recognized for unfunded commitments that are both legally binding and probable of funding. These commitments are predominantly funded within three years of initial investment. Our liability for these unfunded commitments was $4.9 billion at December 31, 2021, and $4.2 billion at December 31, 2020. This liability for unfunded commitments is included in long-term debt on our consolidated balance sheet.
Table 6.5: LIHTC Investments (1)

	Year ended December 31,
(in millions)	2021	2020	2019
Proportional amortization of investments	$1,545	1,407	1,276
Tax credits and other tax benefits	(1,783)	(1,639)	(1,490)
Net expense/(benefit) recognized within income tax expense	$(238)	(232)	(214)
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).

134	Wells Fargo & Company

Note 7: Premises, Equipment and Other Assets
Table 7.1 presents the components of premises and equipment.

Table 7.1: Premises and Equipment

(in millions)	Dec 31, 2021	Dec 31, 2020
Land	$1,759	1,808
Buildings	9,442	9,504
Furniture and equipment	7,420	7,449
Leasehold improvements	2,597	2,597
Finance lease ROU assets	32	32
Total premises and equipment	21,250	21,390
Less: Accumulated depreciation and amortization	12,679	12,495
Net book value, premises and equipment	$8,571	8,895

Depreciation and amortization expense for premises and equipment was $1.4 billion in 2021, 2020 and 2019.
Dispositions of premises and equipment resulted in net gains of $74 million, $71 million and $82 million in 2021, 2020 and 2019, respectively, included in other noninterest expense.
Table 7.2 presents the components of other assets.
Table 7.2: Other Assets

(in millions)	Dec 31, 2021	Dec 31, 2020
Corporate/bank-owned life insurance	$20,619	20,380
Accounts receivable (1)	20,831	38,116
Interest receivable:
AFS and HTM debt securities	1,360	1,368
Loans	1,950	2,838
Trading and other	305	415
Operating lease assets (lessor)	6,182	7,391
Operating lease ROU assets (lessee)	3,805	4,306
Customer relationship and other amortized intangibles	211	328
Foreclosed assets	112	159
Due from customers on acceptances	155	268
Other (2)	11,729	11,768
Total other assets	$67,259	87,337
(1)Primarily includes derivatives clearinghouse receivables, trade date receivables, and servicer advances.
(2)Primarily includes income tax receivables, prepaid expenses, and private equity and venture capital investments in consolidated portfolio companies.

Wells Fargo & Company	135

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
•providing administrative or trustee services to VIEs; and
•providing seller financing to VIEs.

Loan Sales and Securitization Activity
We periodically transfer consumer and commercial loans and other types of financial assets in securitization and whole loan sale transactions.

MORTGAGE LOANS SOLD TO U.S. GOVERNMENT SPONSORED ENTITIES AND TRANSACTIONS WITH GINNIE MAE In the normal course of business we sell originated and purchased residential and commercial mortgage loans to government-sponsored entities (GSEs). These loans are generally transferred into securitizations sponsored by the GSEs, which provide certain credit guarantees to investors and servicers. We also transfer mortgage loans into securitizations pursuant to Government National Mortgage Association (GNMA) guidelines which are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Mortgage loans eligible for securitization with the GSEs or GNMA are considered conforming loans. The GSEs or GNMA design the structure of these securitizations, sponsor the involved VIEs, and have power over the activities most significant to the VIE.
We account for loans transferred in conforming mortgage loan securitization transactions as sales and do not consolidate the VIEs as we are not the primary beneficiary. In exchange for the transfer of loans, we typically receive securities issued by the VIEs which we sell to third parties for cash or hold for investment purposes as HTM or AFS securities. We also retain servicing rights on the transferred loans. As a servicer, we retain the option to repurchase loans from GNMA loan securitization pools, which becomes exercisable when three scheduled loan payments remain unpaid by the borrower. During the years ended December 31, 2021, 2020 and 2019, we repurchased loans of $4.6 billion, $30.3 billion, and $6.3 billion, respectively, which predominantly represented repurchases of government insured loans. We recorded assets and related liabilities of $107 million and $176 million at December 31, 2021 and 2020, respectively, where we did not exercise our option to repurchase eligible loans.
Upon transfers of loans, we also provide indemnification for losses incurred due to material breaches of contractual representations and warranties, as well as other recourse arrangements. At December 31, 2021 and 2020, our liability for these repurchase and recourse arrangements was $173 million and $221 million, respectively, and the maximum exposure to loss was $13.3 billion and $13.7 billion, respectively.
Off-balance sheet mortgage loans sold or securitized presented in Table 8.3 are predominantly loans securitized by the GSEs and GNMA. See Note 9 (Mortgage Banking Activities) for additional information about residential and commercial servicing rights, advances and servicing fees. Substantially all residential servicing activity is related to assets transferred to GSE and GNMA securitizations.

NONCONFORMING MORTGAGE LOAN SECURITIZATIONS In the normal course of business, we sell nonconforming residential and commercial mortgage loans in securitization transactions that we design and sponsor. Nonconforming mortgage loan securitizations do not involve a government credit guarantee, and accordingly, beneficial interest holders are subject to credit risk of the underlying assets held by the securitization VIE. We typically originate the transferred loans, account for the transfers as sales and do not consolidate the VIE. We also typically retain the right to service the loans and may hold other beneficial interests issued by the VIEs, such as debt securities held for investment purposes. Our servicing role related to nonconforming commercial mortgage loan securitizations is limited to primary or master servicer and the most significant decisions impacting the performance of the VIE are generally made by the special servicer or the controlling class security holder. For our residential nonconforming mortgage loan securitizations accounted for as sales, we either do not hold variable interests that we consider potentially significant or are not the primary servicer for a majority of the VIE assets.

WHOLE LOAN SALE TRANSACTIONS We also sell whole loans to VIEs where we have continuing involvement in the form of financing. We account for these transfers as sales, and do not consolidate the VIEs as we do not have the power to direct the most significant activities of the VIEs.

Table 8.1 presents information about transfers of assets during the period for which we recorded the transfers as sales and have continuing involvement with the transferred assets. In connection with these transfers, we received proceeds and recorded servicing assets, securities, and loans. Each of these interests are initially measured at fair value. Servicing rights are classified as Level 3 measurements, and generally securities are classified as Level 2. Substantially all transfers were related to residential mortgage securitizations with the GSEs or GNMA and resulted in no gain or loss because the loans are already measured at fair value on a recurring basis. Additionally, we may transfer certain government insured loans that we previously

136	Wells Fargo & Company

repurchased. These loans are carried at the lower of cost or market, and we recognize gains on such transfers when the market value is greater than the carrying value of the loan when it is sold.
Table 8.1: Transfers with Continuing Involvement

	Year ended December 31,
	2021		2020		2019
(in millions)	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages
Assets sold	$157,063	18,247	177,441	11,744	142,469	18,191
Proceeds from transfer (1)	157,852	18,563	177,478	12,034	142,535	18,521
Net gains (losses) on sale	789	316	37	290	66	330

Continuing involvement (2):
Servicing rights recognized	$1,636	166	1,808	161	1,896	161
Securities recognized (3)	23,188	173	31,567	112	—	289
Loans recognized	926	—	—	—	—	—
(1)Represents cash proceeds and the fair value of non-cash beneficial interests recognized at securitization settlement.
(2)Represents assets or liabilities recognized at securitization settlement date related to our continuing involvement in the transferred assets.
(3)Represents debt securities obtained at securitization settlement held for investment purposes that are classified as available-for-sale or held-to-maturity, which predominantly relate to agency securities. Excludes trading debt securities held temporarily for market-marking purposes, which are sold to third parties at or shortly after securitization settlement, of $40.7 billion, $37.6 billion, and $41.9 billion, during the years ended December 31, 2021, 2020 and 2019, respectively.
In the normal course of business we purchase certain
non-agency securities at initial securitization or subsequently in the secondary market, which we hold for investment. We also provide seller financing in the form of loans. During the years ended December 31, 2021, 2020 and 2019, we received cash flows of $686 million, $198 million, and $275 million, respectively, related to principal and interest payments on these securities and loans, which exclude cash flows related to trading activities and to the sale of our student loan portfolio.
Table 8.2 presents the key weighted-average assumptions we used to initially measure residential MSRs recognized during the periods presented.

Table 8.2: Residential Mortgage Servicing Rights

	Year ended December 31,
	2021	2020	2019
Prepayment rate (1)	13.7%	15.4	12.8
Discount rate	5.9	6.5	7.5
Cost to service ($ per loan)	$91	96	101
(1)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
See Note 17 (Fair Values of Assets and Liabilities) and
Note 9 (Mortgage Banking Activities) for additional information on key economic assumptions for residential MSRs.

SALE OF STUDENT LOAN PORTFOLIO In the year ended December 31, 2021, we sold $9.5 billion of student loans, servicing-released. For the same period, we received $9.9 billion in proceeds from the sales and recognized $355 million of gains, which are included in other noninterest income on our consolidated statement of income. In connection with the sales, we provided $3.8 billion of collateralized loan financing to a third-party sponsored VIE, and received cash flows of $3.8 billion which fully repaid these loans. We do not consolidate the VIE as we do not have power over the significant activities of the entity.
RESECURITIZATION ACTIVITIES We enter into resecuritization transactions as part of our trading activities to accommodate the investment and risk management activities of our customers. In resecuritization transactions, we transfer trading debt securities to VIEs in exchange for new beneficial interests that are sold to third parties at or shortly after securitization settlement. This activity is performed for customers seeking a specific return or risk profile. Substantially all of our transactions involve the resecuritization of conforming mortgage-backed securities issued by the GSEs or GNMA. We do not consolidate the resecuritization VIEs as we share in the decision-making power with third parties and do not hold significant economic interests in the VIEs other than for market-making activities. We transferred $39.6 billion, $77.2 billion, and $27.9 billion of securities to re-securitization VIEs during the years ended December 31, 2021, 2020 and 2019, respectively. These amounts are not included in Table 8.1. Related total VIE assets were $117.7 billion and $130.4 billion at December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020 we held $817 million and $1.5 billion of securities, respectively, including $607 million and $1.1 billion related to resecuritizations transacted during the years ended December 31, 2021 and 2020, respectively.

Wells Fargo & Company	137

Note 8: Securitizations and Variable Interest Entities (continued)
Loans Serviced for Others
Table 8.3 presents information about loans that we sold or securitized in which we have ongoing involvement as servicer. These are primarily residential mortgage loans sold to the GSEs or GNMA. Delinquent loans include loans 90 days or more past due and loans in bankruptcy, regardless of delinquency status.
For loans sold or securitized where servicing is our only form of continuing involvement, we generally experience a loss only if we were required to repurchase a delinquent loan or foreclosed asset due to a breach in representations and warranties associated with our loan sale or servicing contracts.
Table 8.3: Loans Serviced for Others

					Net charge-offs (2)
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended December 31,
(in millions)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020	2021	2020
Commercial	$120,962	114,134	1,923	2,217	143	136
Residential	690,813	818,886	10,714	29,962	22	78
Total off-balance sheet sold or securitized loans (3)	$811,775	933,020	12,637	32,179	165	214
(1)Includes $403 million and $394 million of commercial foreclosed assets and $129 million and $204 million of residential foreclosed assets at December 31, 2021 and 2020, respectively.
(2)Net charge-offs exclude loans sold to FNMA, FHLMC and GNMA as we do not service or manage the underlying real estate upon foreclosure and, as such, do not have access to net charge-off information.
(3)At December 31, 2021 and 2020, the table includes total loans of $736.8 billion and $864.8 billion, delinquent loans of $10.2 billion and $28.5 billion, and foreclosed assets of $100 million and $152 million, respectively, for FNMA, FHLMC and GNMA.
Transactions with Unconsolidated VIEs
MORTGAGE LOAN SECURITIZATIONS Table 8.4 includes nonconforming mortgage loan securitizations where we originate and transfer the loans to the unconsolidated securitization VIEs that we sponsor. For additional information about these VIEs, see the “Loan Sales and Securitization Activity” section within this Note. Nonconforming mortgage loan securitizations also include commercial mortgage loan securitizations sponsored by third parties where we did not originate or transfer the loans but serve as master servicer and invest in securities that could be potentially significant to the VIE.
Conforming loan securitization and resecuritization transactions involving the GSEs and GNMA are excluded from Table 8.4 because we are not the sponsor or we do not have power over the activities most significant to the VIEs. Additionally, due to the nature of the guarantees provided by the GSEs and the FHA and VA, our credit risk associated with these VIEs is limited. For additional information about conforming mortgage loan securitizations and resecuritizations, see the “Loan Sales and Securitization Activity” and “Resecuritization Activities” sections within this Note.

TAX CREDIT STRUCTURES  We co-sponsor and make investments in affordable housing projects that are designed to generate a return primarily through the realization of federal tax credits. The projects are typically managed by project sponsors who have the power over the VIE’s assets. In some instances, our investments in these structures may require that we fund future capital commitments at the discretion of the project sponsors.
COMMERCIAL REAL ESTATE LOANS We may transfer purchased industrial development bonds and GSE credit enhancements to VIEs in exchange for beneficial interests. We may also acquire such beneficial interests in transactions where we do not act as a transferor. We own all of the beneficial interests and may also service the underlying mortgages that serve as collateral to the bonds. Prior to first quarter 2021, we consolidated certain VIEs as we controlled the key decisions. During first quarter 2021, we amended those structures such that we no longer control the key decisions of the VIEs. The GSEs have the power to direct the servicing and workout activities of the VIE in the event of a default. As a result, we deconsolidated the VIEs during first quarter 2021, and recognized the beneficial interests at fair value on our consolidated balance sheet.

OTHER VIE STRUCTURES  We engage in various forms of structured finance arrangements with other VIEs, including collateralized debt obligations, asset-backed finance structures and other securitizations collateralized by asset classes other than mortgages. Collateral may include rental properties, asset-backed securities, student loans and mortgage loans. We may participate in structuring or marketing the arrangements, as well as provide financing, service one or more of the underlying assets, or enter into derivatives with the VIEs. We may also receive fees for those services. We are not the primary beneficiary of these structures because we do not have power to direct the most significant activities of the VIEs.

138	Wells Fargo & Company

Table 8.4 provides a summary of our exposure to the unconsolidated VIEs described above, which includes investments in securities, loans, guarantees, liquidity agreements, commitments and certain derivatives. We exclude certain transactions with unconsolidated VIEs when our continuing involvement is temporary or administrative in nature or insignificant in size.
In Table 8.4, “Total VIE assets” represents the remaining principal balance of assets held by unconsolidated VIEs using the most current information available. “Carrying value” is the amount in our consolidated balance sheet related to our involvement with the unconsolidated VIEs. “Maximum exposure to loss” is determined as the carrying value of our investment in the VIEs excluding the unconditional repurchase options that have not been exercised, plus the remaining undrawn liquidity and lending commitments, the notional amount of net written derivative contracts, and generally the notional amount of, or stressed loss estimate for, other commitments and guarantees.
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
Table 8.4: Unconsolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2021
Nonconforming mortgage loan securitizations	$146,482	—	2,620	—	694	—	3,314
Tax credit structures	44,528	1,904	—	12,322	—	(4,941)	9,285
Commercial real estate loans	5,489	5,481	—	—	8	—	5,489
Other	3,196	531	3	62	49	(1)	644
Total	$199,695	7,916	2,623	12,384	751	(4,942)	18,732
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations		$—	2,620	—	694	27	3,341
Tax credit structures		1,904	—	12,322	—	3,730	17,956
Commercial real estate loans		5,481	—	—	8	710	6,199
Other		531	3	62	49	229	874
Total		$7,916	2,623	12,384	751	4,696	28,370
		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2020
Nonconforming mortgage loan securitizations	$127,717	—	2,303	—	606	—	2,909
Tax credit structures	41,125	1,760	—	11,362	—	(4,202)	8,920
Commercial real estate loans	—	—	—	—	—	—	—
Other	1,991	89	—	51	62	(1)	201
Total	$170,833	1,849	2,303	11,413	668	(4,203)	12,030
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations		$—	2,303	—	607	34	2,944
Tax credit structures		1,760	—	11,362	—	3,108	16,230
Commercial real estate loans		—	—	—	—	—	—
Other		89	—	51	62	230	432
Total		$1,849	2,303	11,413	669	3,372	19,606
(1)Includes $352 million and $310 million of securities classified as trading at December 31, 2021 and 2020, respectively.
(2)All other assets includes mortgage servicing rights, derivative assets, and other assets (predominantly servicing advances).

Wells Fargo & Company	139

Note 8: Securitizations and Variable Interest Entities (continued)
Consolidated VIEs
We consolidate VIEs where we are the primary beneficiary. We are the primary beneficiary of the following structure types:

COMMERCIAL AND INDUSTRIAL LOANS AND LEASES We securitize dealer floor plan loans and leases in a revolving master trust entity and hold the subordinated notes and residual equity interests. As servicer and residual interest holder, we control the key decisions of the trust and consolidate the entity. The total VIE assets held by the master trust represent a majority of the total VIE assets presented for this category in Table 8.5. In a separate transaction structure, we also provide the majority of debt and equity financing to an SPE that engages in lending and leasing to specific vendors and service the underlying collateral.

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

Table 8.5 presents a summary of financial assets and liabilities of our consolidated VIEs. The carrying value represents assets and liabilities recorded on our consolidated balance sheet. Carrying values of assets are presented using GAAP measurement methods, which may include fair value, credit impairment or other adjustments, and therefore in some instances will differ from “Total VIE assets.”
On our consolidated balance sheet, we separately disclose (1) the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs, and (2) the consolidated liabilities of certain VIEs for which the VIE creditors do not have recourse to Wells Fargo.
Table 8.5: Transactions with Consolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	All other assets (2)	Long-term debt	All other liabilities (3)
December 31, 2021
Commercial and industrial loans and leases	$7,013	4,099	—	231	—	(188)
Commercial real estate loans (4)	—	—	—	—	—	—
Other	516	377	71	3	(149)	(71)
Total consolidated VIEs	$7,529	4,476	71	234	(149)	(259)
December 31, 2020
Commercial and industrial loans and leases	$6,987	5,005	—	223	—	(200)
Commercial real estate loans (4)	5,369	5,357	—	12	—	—
Other	1,627	507	967	75	(203)	(900)
Total consolidated VIEs	$13,983	10,869	967	310	(203)	(1,100)
(1)Includes $269 million of securities classified as trading at December 31, 2020. There were no securities classified as trading at December 31, 2021.
(2)All other assets includes cash and due from banks, Interest-earning deposits with banks, derivative assets, equity securities, and other assets.
(3)All other liabilities includes short-term borrowings, derivative liabilities, and accrued expenses and other liabilities.
(4)For structure description, see the “Transactions with Unconsolidated VIEs” section within this Note. These consolidated VIEs were deconsolidated in first quarter 2021.
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
Certain money market funds are also excluded from the previous tables because they are exempt from the consolidation analysis. We voluntarily waived a portion of our management fees for these money market funds to maintain a minimum level of daily net investment income. The amount of fees waived was insignificant in the years ending December 31, 2021, 2020 and 2019.

140	Wells Fargo & Company

Note 9: Mortgage Banking Activities
Mortgage banking activities consist of residential and commercial mortgage originations, sales and servicing.
We apply the amortization method to commercial MSRs and apply the fair value method to residential MSRs. The amortized cost of commercial MSRs was $1.3 billion for both periods, with an estimated fair value of $1.5 billion and $1.4 billion at December 31, 2021 and 2020, respectively. Table 9.1 presents the changes in MSRs measured using the fair value method.

Table 9.1: Analysis of Changes in Fair Value MSRs

	Year ended December 31,
(in millions)	2021	2020	2019
Fair value, beginning of period	$6,125	11,517	14,649
Servicing from securitizations or asset transfers (1)	1,645	1,708	1,933
Sales and other (2)	(8)	(32)	(286)
Net additions	1,637	1,676	1,647
Changes in fair value:
Due to valuation inputs or assumptions:
Mortgage interest rates (3)	1,625	(3,946)	(2,406)
Servicing and foreclosure costs (4)	(9)	(175)	48
Discount rates	(56)	27	145
Prepayment estimates and other (5)	(390)	(599)	(356)
Net changes in valuation inputs or assumptions	1,170	(4,693)	(2,569)
Changes due to collection/realization of expected cash flows (6)	(2,012)	(2,375)	(2,210)
Total changes in fair value	(842)	(7,068)	(4,779)
Fair value, end of period	$6,920	6,125	11,517
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
(3)Includes prepayment rate changes as well as other valuation changes due to changes in mortgage interest rates.
(4)Includes costs to service and unreimbursed foreclosure costs.
(5)Represents other changes in valuation model inputs or assumptions including prepayment rate estimation changes that are independent of mortgage interest rate changes.
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

Table 9.2: Economic Assumptions and Sensitivity of Residential MSRs

($ in millions, except cost to service amounts)	Dec 31, 2021	Dec 31, 2020
Fair value of interests held	$6,920	6,125
Expected weighted-average life (in years)	4.7	3.7

Key economic assumptions:
Prepayment rate assumption (1)	14.7%	19.9
Impact on fair value from 10% adverse change	$356	434
Impact on fair value from 25% adverse change	834	1,002

Discount rate assumption	6.4%	5.8
Impact on fair value from 100 basis point increase	$276	229
Impact on fair value from 200 basis point increase	529	440

Cost to service assumption ($ per loan)	106	130
Impact on fair value from 10% adverse change	165	181
Impact on fair value from 25% adverse change	411	454
(1)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
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
any other assumptions. In reality, changes in one factor may result in changes in others, which might magnify or counteract the sensitivities.

Wells Fargo & Company	141

Note 9:  Mortgage Banking Activities  (continued)
We present the components of our managed servicing portfolio in Table 9.3 at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.
Table 9.3: Managed Servicing Portfolio

(in billions)	Dec 31, 2021	Dec 31, 2020
Residential mortgage servicing:
Serviced and subserviced for others	$718	859
Owned loans serviced	276	323
Total residential servicing	994	1,182
Commercial mortgage servicing:
Serviced and subserviced for others	597	583
Owned loans serviced	130	123
Total commercial servicing	727	706
Total managed servicing portfolio	$1,721	1,888
Total serviced for others, excluding subserviced for others	$1,304	1,431
MSRs as a percentage of loans serviced for others	0.63%	0.52
Weighted average note rate (mortgage loans serviced for others)	3.82	4.03

At December 31, 2021, and December 31, 2020, we had servicer advances, net of an allowance for uncollectible amounts, of $3.2 billion and $3.4 billion, respectively. As the servicer of loans for others, we advance certain payments of principal, interest, taxes, insurance, and default-related expenses which are generally reimbursed within a short timeframe from cash flows from the trust, GSEs, insurer or borrower. The credit risk related to these advances is limited since the reimbursement is generally senior to cash payments to investors. We also advance payments of taxes and insurance for our owned loans which are collectible from the borrower. We maintain an allowance for uncollectible amounts for advances on loans serviced for others that may not be reimbursed if the payments were not made in accordance with applicable servicing agreements or if the insurance or servicing agreements contain limitations on reimbursements. Servicing advances on owned loans are charged-off when deemed uncollectible.
Table 9.4 presents the components of mortgage banking noninterest income.
Table 9.4: Mortgage Banking Noninterest Income

		Year ended December 31,
(in millions)		2021	2020	2019
Servicing fees:
Contractually specified servicing fees, late charges and ancillary fees		$2,801	3,250	3,660
Unreimbursed direct servicing costs (1)		(332)	(620)	(403)
Servicing fees		2,469	2,630	3,257
Amortization (2)		(225)	(308)	(274)
Changes due to collection/realization of expected cash flows (3)	(A)	(2,012)	(2,375)	(2,210)
Net servicing fees		232	(53)	773
Changes in fair value of MSRs due to valuation inputs or assumptions (4)	(B)	1,170	(4,693)	(2,569)
Net derivative gains (losses) from economic hedges (5)		(1,208)	4,607	2,318
Market-related valuation changes to MSRs, net of hedge results		(38)	(86)	(251)
Total net servicing income		194	(139)	522
Net gains on mortgage loan originations/sales (6)		4,762	3,632	2,193
Total mortgage banking noninterest income		4,956	3,493	2,715
Total changes in fair value of MSRs carried at fair value	(A)+(B)	$(842)	(7,068)	(4,779)
(1)Includes costs associated with foreclosures, unreimbursed interest advances to investors, and other interest costs.
(2)Includes a $41 million reversal of impairment recorded in 2021 on the commercial amortized MSRs. Also, includes a $37 million impairment recorded in 2020 on the commercial amortized MSRs.
(3)Represents the reduction in the MSR fair value for the cash flows expected to be collected during the period, net of income accreted due to the passage of time.
(4)Refer to the analysis of changes in fair value MSRs presented in Table 9.1 in this Note for more detail.
(5)See Note 16 (Derivatives) for additional discussion and detail on economic hedges.
(6)Includes net gains (losses) of $1.2 billion, $(1.8) billion and $(141) million at December 31, 2021, 2020 and 2019, respectively, related to derivatives used as economic hedges of mortgage loans held for sale and derivative loan commitments.

142	Wells Fargo & Company

Note 10: Intangible Assets
Table 10.1 presents the gross carrying value of intangible assets and accumulated amortization.

Table 10.1: Intangible Assets

	December 31, 2021			December 31, 2020
(in millions)	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs (2)	$4,794	(3,525)	1,269	4,612	(3,300)	1,312
Customer relationship and other intangibles	842	(631)	211	879	(551)	328
Total amortized intangible assets	$5,636	(4,156)	1,480	5,491	(3,851)	1,640
Unamortized intangible assets:
MSRs (carried at fair value)	$6,920			6,125
Goodwill	25,180			26,392
Trademark	14			14
(1)Balances are excluded commencing in the period following full amortization.
(2)Includes a $4 million and $37 million valuation allowance recorded for amortized MSRs at December 31, 2021, and December 31, 2020, respectively. See Note 9 (Mortgage Banking Activities) for additional information on MSRs.

Table 10.2 provides the current year and estimated future amortization expense for amortized intangible assets. We based our projections of amortization expense shown below on existing asset balances at December 31, 2021. Future amortization expense may vary from these projections.

Table 10.2: Amortization Expense for Intangible Assets

(in millions)	Amortized MSRs	Customer relationship and other intangibles	Total
Year ended December 31, 2021 (actual)	$225	80	305
Estimate for year ended December 31,
2022	$246	59	305
2023	213	51	264
2024	187	41	228
2025	163	33	196
2026	130	27	157
In 2021, we announced agreements to sell Wells Fargo Asset Management (WFAM) and our Corporate Trust Services business and transferred the associated goodwill from the Wealth and Investment Management operating segment and the Commercial Banking operating segment, respectively, to Corporate. In fourth quarter 2021, we completed the sales of WFAM and our Corporate Trust Services business. We recorded net gains of $674 million and $269 million, respectively, in noninterest income from these sales, which are subject to certain post-closing adjustments and earn-out provisions. Also in 2021, we removed goodwill in connection with our sales of our student loan portfolio and our Canadian equipment finance business.
Table 10.3 shows the allocation of goodwill to our reportable operating segments.
Table 10.3: Goodwill

(in millions)	Consumer Banking and Lending	Wholesale Banking	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Consolidated Company
December 31, 2019	$16,685	8,429	—	—	1,276	—	26,390
Foreign currency translation	—	—	2	—	—	—	2
Transfers of goodwill	(267)	(8,429)	3,016	5,375	—	305	—
December 31, 2020	$16,418	—	3,018	5,375	1,276	305	26,392
Foreign currency translation	—	—	—	—	—	—	—
Transfers of goodwill	—	—	(80)	—	(932)	1,012	—
Divestitures	—	—	—	—	—	(1,212)	(1,212)
December 31, 2021	$16,418	—	2,938	5,375	344	105	25,180

Wells Fargo & Company	143

Note 11: Deposits
Table 11.1 presents a summary of the time certificates of deposit (CDs) and other time deposits issued by domestic and non-U.S. offices in denominations in excess of $250,000.

Table 11.1: Time Deposits

	December 31,
(in millions)	2021	2020
Total domestic and Non-U.S.	$30,012	52,807
Time deposits $250,000 or more	5,527	9,033

The contractual maturities of time deposits are presented in
Table 11.2.

Table 11.2: Contractual Maturities of Time Deposits

(in millions)	December 31, 2021
2022	$20,816
2023	5,427
2024	2,159
2025	582
2026	143
Thereafter	885
Total	$30,012

Demand deposit overdrafts of $153 million and $326 million were included as loan balances at December 31, 2021 and 2020, respectively.

144	Wells Fargo & Company

Note 12: Long-Term Debt
We issue long-term debt denominated in multiple currencies, primarily in U.S. dollars. Our issuances have both fixed and floating interest rates. As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, substantially all of the long-term debt presented below is hedged in a fair value or cash flow hedge relationship.
Table 12.1 presents a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and hedge basis adjustments, where applicable. See Note 16 (Derivatives) for additional information on qualifying hedge contracts. The interest rates displayed represent the range of contractual rates in effect at December 31, 2021. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

Table 12.1: Long-Term Debt

	December 31,
	2021			2020
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2022-2045	0.38-6.75%	$62,525	84,892
Floating-rate notes	2022-2048	0.00-1.36%	5,535	13,736
FixFloat notes	2024-2051	0.81-5.01%	43,010	43,917
Structured notes (1)			5,874	8,081
Total senior debt – Parent			116,944	150,626
Subordinated
Fixed-rate notes (2)	2023-2046	3.45-7.57%	27,970	29,874
Total subordinated debt – Parent			27,970	29,874
Junior subordinated
Fixed-rate notes	2029-2036	5.95-7.95%	1,041	1,382
Floating-rate notes	2027	0.62-1.12%	331	330
Total junior subordinated debt – Parent (3)			1,372	1,712
Total long-term debt – Parent (2)			146,286	182,212
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior
Fixed-rate notes			—	7,644
Floating-rate notes	2038-2053	0.00%	116	3,747
FixFloat notes			—	2,841
Fixed-rate advances – Federal Home Loan Bank (FHLB)			—	31
Structured notes (1)			307	792
Finance leases	2022-2029	1.13-17.78%	26	28
Total senior debt – Bank			449	15,083
Subordinated
Fixed-rate notes	2023-2038	5.25-7.74%	5,387	5,775
Total subordinated debt – Bank			5,387	5,775
Junior subordinated
Floating-rate notes	2027	0.73-0.77%	388	375
Total junior subordinated debt – Bank (3)			388	375
Long-term debt issued by VIE – Floating rate	2037	0.24-0.25%	149	203
Mortgage notes and other debt (4)	2022-2059	0.24-9.03%	6,485	5,694
Total long-term debt – Bank			$12,858	27,130

(continued on following page)

Wells Fargo & Company	145

Note 12: Long-Term Debt (continued)
(continued from previous page)

	December 31,
	2021			2020
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes	2023	3.46%	$398	1,390
Structured notes (1)			1,147	2,186
Total senior debt – Other consolidated subsidiaries			1,545	3,576
Mortgage notes and other			—	32
Total long-term debt – Other consolidated subsidiaries			1,545	3,608
Total long-term debt			$160,689	212,950
(1)Included in the table are certain structured notes that have coupon or repayment terms linked to the performance of debt or equity securities, an embedded equity, commodity, or currency index, or basket of indices accounted for separately from the note as a free-standing derivative, and the maturity may be accelerated based on the value of a referenced index or security. For additional information on embedded derivatives, see the “Derivatives Not Designated as Hedging Instruments” section in Note 16 (Derivatives). In addition, a major portion consists of zero coupon notes where interest is paid as part of the final redemption amount.
(2)Includes fixed-rate subordinated notes issued by the Parent at a discount of $123 million and $126 million in 2021 and 2020, respectively, and debt issuance costs of $2 million in both 2021 and 2020, to effect a modification of Wells Fargo Bank, N.A., notes. These subordinated notes are carried at their par amount on the consolidated balance sheet of the Parent presented in Note 27 (Parent-Only Financial Statements). In addition, Parent long-term debt presented in Note 27 also includes affiliate related issuance costs of $329 million and $384 million in 2021 and 2020, respectively.
(3)Includes $388 million and $704 million of junior subordinated debentures held by unconsolidated wholly-owned trust preferred security VIEs at December 31, 2021 and 2020, respectively. In both 2021 and 2020, we liquidated certain of our trust preferred security VIEs. As part of these liquidations, junior subordinated debentures that were held by the trusts with a total carrying value of $332 million and $1.4 billion, respectively, were distributed to third-party investors. See Note 8 (Securitizations and Variable Interest Entities) for additional information about trust preferred security VIEs.
(4)Primarily relates to unfunded commitments for LIHTC investments. For additional information, see Note 6 (Equity Securities).
The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2021, in each of the following five years and thereafter is presented in Table 12.2.
Table 12.2: Maturity of Long-Term Debt

	December 31, 2021
(in millions)	2022	2023	2024	2025	2026	Thereafter	Total
Wells Fargo & Company (Parent Only)
Senior notes	$13,050	8,045	11,871	14,554	19,173	50,251	116,944
Subordinated notes	—	3,653	740	1,077	2,932	19,568	27,970
Junior subordinated notes	—	—	—	—	—	1,372	1,372
Total long-term debt – Parent	13,050	11,698	12,611	15,631	22,105	71,191	146,286
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior notes	28	3	3	190	86	139	449
Subordinated notes	—	1,045	—	163	—	4,179	5,387
Junior subordinated notes	—	—	—	—	—	388	388
Securitizations and other bank debt	2,506	1,290	955	253	125	1,505	6,634
Total long-term debt – Bank	2,534	2,338	958	606	211	6,211	12,858
Other consolidated subsidiaries
Senior notes	187	500	105	423	224	106	1,545
Total long-term debt – Other consolidated subsidiaries	187	500	105	423	224	106	1,545
Total long-term debt	$15,771	14,536	13,674	16,660	22,540	77,508	160,689
As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2021, we were in compliance with all the covenants.

146	Wells Fargo & Company

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

Table 13.1: Guarantees – Carrying Value and Maximum Exposure to Loss

		Maximum exposure to loss
(in millions)	Carrying value of obligation (asset)	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
December 31, 2021
Standby letters of credit	$119	13,816	5,260	1,572	460	21,108	6,939
Direct pay letters of credit	6	1,597	2,137	1,283	4	5,021	1,373
Written options (1)	(280)	12,107	4,575	513	36	17,231	13,645
Loans and LHFS sold with recourse (2)	20	71	943	3,610	8,650	13,274	11,268
Exchange and clearing house guarantees	—	—	—	—	8,100	8,100	—
Other guarantees and indemnifications (3)	—	797	2	12	263	1,074	756
Total guarantees	$(135)	28,388	12,917	6,990	17,513	65,808	33,981
December 31, 2020
Standby letters of credit	$156	11,977	4,962	1,897	433	19,269	7,528
Direct pay letters of credit	18	2,256	2,746	531	39	5,572	1,102
Written options (1)	(538)	12,735	7,972	889	58	21,654	13,394
Loans and LHFS sold with recourse (2)	33	177	819	1,870	9,723	12,589	10,332
Exchange and clearing house guarantees	—	—	—	—	5,510	5,510	—
Other guarantees and indemnifications (3)	—	734	1	1	1,414	2,150	590
Total guarantees	$(331)	27,879	16,500	5,188	17,177	66,744	32,946
(1)Written options, which are in the form of derivatives, are also included in the derivative disclosures in Note 16 (Derivatives). Carrying value net asset position is a result of certain deferred premium option trades.
(2)Represents recourse provided, predominantly to the GSEs, on loans sold under various programs and arrangements.
(3)Includes indemnifications provided to certain third-party clearing agents. Estimated maximum exposure to loss was $216 million and $1.4 billion with related collateral of $2.3 billion and $1.2 billion as of December 31, 2021 and 2020, respectively.
“Maximum exposure to loss” and “Non-investment grade” are required disclosures under GAAP. Maximum exposure to loss represents the estimated loss that would be incurred under an assumed hypothetical circumstance, despite what we believe is a remote possibility, where the value of our interests and any associated collateral declines to zero. Maximum exposure to loss estimates in Table 13.1 do not reflect economic hedges or collateral we could use to offset or recover losses we may incur under our guarantee agreements. Accordingly, this required disclosure is not an indication of expected loss. We believe the carrying value is more representative of our exposure to loss than maximum exposure to loss. The carrying value represents the fair value of the guarantee, if any, and also includes an ACL for guarantees, if applicable. In determining the ACL for guarantees, we consider the credit risk of the related contingent obligation.
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

Wells Fargo & Company	147

Note 13:  Guarantees and Other Commitments (continued)
WRITTEN OPTIONS We enter into certain derivative contracts that have the characteristics of a guarantee. These contracts include written put options that give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price by a specified date. They also include certain written options that require us to make a payment for increases in fair value of assets held by the counterparty. These written option contracts generally permit or require net settlement. While these derivative transactions expose us to risk if the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset market risk related to options written to customers with cash securities or other offsetting derivative transactions. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written options is based on future market conditions and is only quantifiable at settlement. See Note 16 (Derivatives) for additional information regarding written derivative contracts.

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

MERCHANT PROCESSING SERVICES We provide debit and credit card transaction processing services through payment networks directly for merchants and as a sponsor for merchant processing servicers, including our joint venture with a third party that is accounted for as an equity method investment. In our role as the merchant acquiring bank, we have a potential obligation in connection with payment and delivery disputes between the merchant and the cardholder that are resolved in favor of the cardholder. If we are unable to collect the amounts from the merchant, we incur a loss for the refund to the cardholder. We are secondarily obligated to make a refund for transactions involving sponsored merchant processing servicers. We generally have a low likelihood of loss in connection with our merchant processing services because most products and services are delivered when purchased and amounts are generally refunded when items are returned to the merchant. In addition, we may reduce our risk in connection with these transactions by withholding future payments and requiring cash or other collateral. In 2021, we processed card network transaction volume of $1.7 trillion as a merchant acquiring bank, and related losses, including those from our joint venture entity, were immaterial.

148	Wells Fargo & Company

GUARANTEES OF SUBSIDIARIES In the normal course of business, the Parent may provide counterparties with guarantees related to its subsidiaries’ obligations. These obligations are included in the Company’s consolidated balance sheet or are reflected as off-balance sheet commitments, and therefore, the Parent has not recognized a separate liability for these guarantees.
The Parent fully and unconditionally guarantees the payment of principal, interest, and any other amounts that may be due on securities that its 100% owned finance subsidiary, Wells Fargo Finance LLC, may issue. These securities are not guaranteed by any other subsidiary of the Parent. The guaranteed liabilities were $1.2 billion and $2.3 billion at December 31, 2021 and 2020, respectively. These guarantees rank on parity with all of the Parent’s other unsecured and unsubordinated indebtedness. The assets of the Parent consist primarily of equity in its subsidiaries, and the Parent is a separate and distinct legal entity from its subsidiaries. As a result, the Parent’s ability to address claims of holders of these debt securities against the Parent under the guarantee depends on the Parent’s receipt of dividends, loan payments and other funds from its subsidiaries. If any of the Parent’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on that subsidiary’s assets. The rights of the Parent and the rights of the Parent’s creditors will be subject to that prior claim unless the Parent is also a direct creditor of that subsidiary. For additional information regarding other restrictions on the Parent’s ability to receive dividends, loan payments and other funds from its subsidiaries, see Note 28 (Regulatory Capital Requirements and Other Restrictions).

OTHER COMMITMENTS To meet the financing needs of our customers, we may enter into commitments to purchase debt and equity securities to provide capital for their funding, liquidity or other future needs. As of both December 31, 2021 and 2020, we had commitments to purchase debt securities of $18 million and commitments to purchase equity securities of $2.4 billion and $3.2 billion, respectively.
As part of maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. Certain of these obligations are guarantees of other members’ performance and accordingly are included in Table 13.1 in Other guarantees and indemnifications.
Also, we have commitments to purchase loans and securities under resale agreements from certain counterparties, including central clearing organizations. The amount of our unfunded contractual commitments was $11.0 billion and $12.0 billion as of December 31, 2021 and 2020, respectively.
Given the nature of these commitments, they are excluded from Table 4.4 (Unfunded Credit Commitments) in Note 4 (Loans and Related Allowance for Credit Losses).

Wells Fargo & Company	149

Note 14: Pledged Assets and Collateral
Pledged Assets
Table 14.1 provides the carrying amount of on-balance sheet pledged assets and the fair value of other pledged collateral. Other pledged collateral is collateral we have received from third parties, have the right to repledge and is not recognized on our consolidated balance sheet.

TRADING RELATED ACTIVITY Our trading businesses may pledge debt and equity securities in connection with securities sold under agreements to repurchase (repurchase agreements) and securities lending arrangements. The collateral that we pledge related to our trading activities may include our own collateral as well as collateral that we have received from third parties and have the right to repledge. All of the collateral we pledge related to trading activity is eligible to be repledged or sold by the secured party.

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
Table 14.1: Pledged Assets

(in millions)	Dec 31, 2021	Dec 31, 2020
Related to trading activities:
Repledged third-party owned debt and equity securities	$31,087	44,765
Trading debt securities and other	14,216	19,572
Equity securities	984	470
Total pledged assets related to trading activities	46,287	64,807
Related to non-trading activities:
Loans	288,698	344,220
Debt securities:
Available-for-sale	65,198	57,289
Held-to-maturity	13,843	17,290
Other financial assets	1,600	230
Total pledged assets related to non-trading activities	369,339	419,029
Related to VIEs:
Consolidated VIE assets	4,781	12,146
Loans eligible for repurchase from GNMA securitizations	109	179
Total pledged assets related to VIEs	4,890	12,325
Total pledged assets	$420,516	496,161
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

OFFSETTING OF SECURITIES FINANCING ACTIVITIES Table 14.2 presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). Collateralized financings, and those with a single counterparty, are presented net on our consolidated balance sheet, provided certain criteria are met that permit balance sheet netting. The majority of transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.
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

150	Wells Fargo & Company

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
Table 14.2: Offsetting – Securities Financing Activities

(in millions)	Dec 31, 2021	Dec 31, 2020
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	$103,140	92,446
Gross amounts offset in consolidated balance sheet (1)	(14,074)	(11,513)
Net amounts in consolidated balance sheet (2)	89,066	80,933
Collateral not recognized in consolidated balance sheet (3)	(88,330)	(80,158)
Net amount (4)	$736	775
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized	$35,043	57,622
Gross amounts offset in consolidated balance sheet (1)	(14,074)	(11,513)
Net amounts in consolidated balance sheet (5)	20,969	46,109
Collateral pledged but not netted in consolidated balance sheet (6)	(20,820)	(45,819)
Net amount (4)	$149	290
(1)Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs that have been offset in the consolidated balance sheet.
(2)Includes $66.2 billion and $65.6 billion classified on our consolidated balance sheet in federal funds sold and securities purchased under resale agreements at December 31, 2021, and December 31, 2020, respectively. Also includes securities purchased under long-term resale agreements (generally one year or more) classified in loans, which totaled $22.9 billion and $15.3 billion, at December 31, 2021, and December 31, 2020, respectively.
(3)Represents the fair value of collateral we have received under enforceable MRAs or MSLAs, limited in the table above to the amount of the recognized asset due from each counterparty. At December 31, 2021, and December 31, 2020, we have received total collateral with a fair value of $124.4 billion and $108.5 billion, respectively, all of which we have the right to sell or repledge. These amounts include securities we have sold or repledged to others with a fair value of $28.8 billion and $36.1 billion at December 31, 2021, and December 31, 2020, respectively.
(4)Represents the amount of our exposure (assets) or obligation (liabilities) that is not collateralized and/or is not subject to an enforceable MRA or MSLA.
(5)Amount is classified in short-term borrowings on our consolidated balance sheet.
(6)Represents the fair value of collateral we have pledged, related to enforceable MRAs or MSLAs, limited in the table above to the amount of the recognized liability owed to each counterparty. At December 31, 2021, and December 31, 2020, we have pledged total collateral with a fair value of $35.9 billion and $59.2 billion, respectively, substantially all of which may be sold or repledged by the counterparty.
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

Wells Fargo & Company	151

Note 14:  Pledged Assets and Collateral (continued)
Table 14.3: Gross Obligations by Underlying Collateral Type

(in millions)	Dec 31, 2021	Dec 31, 2020
Repurchase agreements:
Securities of U.S. Treasury and federal agencies	$14,956	22,922
Securities of U.S. States and political subdivisions	1	4
Federal agency mortgage-backed securities	3,432	15,353
Non-agency mortgage-backed securities	809	1,069
Corporate debt securities	8,899	9,944
Asset-backed securities	358	1,054
Equity securities	919	1,500
Other	409	336
Total repurchases	29,783	52,182
Securities lending arrangements:
Securities of U.S. Treasury and federal agencies	33	64
Federal agency mortgage-backed securities	17	23
Corporate debt securities	80	79
Equity securities (1)	5,050	5,189
Other	80	85
Total securities lending	5,260	5,440
Total repurchases and securities lending	$35,043	57,622
(1)Equity securities are generally exchange traded and represent collateral received from third parties that has been repledged. We received the collateral through either margin lending agreements or contemporaneous securities borrowing transactions with other counterparties.
Table 14.4 provides the contractual maturities of our gross obligations under repurchase and securities lending agreements.
Table 14.4: Contractual Maturities of Gross Obligations

(in millions)	Overnight/continuous	Up to 30 days	30-90 days	>90 days	Total gross obligation
December 31, 2021
Repurchase agreements	$16,452	3,570	4,276	5,485	29,783
Securities lending arrangements	4,810	—	—	450	5,260
Total repurchases and securities lending (1)	$21,262	3,570	4,276	5,935	35,043
December 31, 2020
Repurchase agreements	$36,946	5,251	5,100	4,885	52,182
Securities lending arrangements	4,690	400	350	—	5,440
Total repurchases and securities lending (1)	$41,636	5,651	5,450	4,885	57,622
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

152	Wells Fargo & Company

Note 15: Legal Actions
Wells Fargo and certain of our subsidiaries are involved in a number of judicial, regulatory, governmental, arbitration, and other proceedings or investigations concerning matters arising from the conduct of our business activities, and many of those proceedings and investigations expose Wells Fargo to potential financial loss or other adverse consequences. These proceedings and investigations include actions brought against Wells Fargo and/or our subsidiaries with respect to corporate-related matters and transactions in which Wells Fargo and/or our subsidiaries were involved. In addition, Wells Fargo and our subsidiaries may be requested to provide information to or otherwise cooperate with government authorities in the conduct of investigations of other persons or industry groups.
We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. For such accruals, we record the amount we consider to be the best estimate within a range of potential losses that are both probable and estimable; however, if we cannot determine a best estimate, then we record the low end of the range of those potential losses. There can be no assurance as to the ultimate outcome of legal actions, including the matters described below, and the actual costs of resolving legal actions may be substantially higher or lower than the amounts accrued for those actions.
ATM ACCESS FEE LITIGATION In October 2011, plaintiffs filed a putative class action, Mackmin, et al. v. Visa, Inc. et al., against Wells Fargo & Company, Wells Fargo Bank, N.A., Visa, MasterCard, and several other banks in the United States District Court for the District of Columbia. Plaintiffs allege that the Visa and MasterCard requirement that if an ATM operator charges an access fee on Visa and MasterCard transactions, then that fee cannot be greater than the access fee charged for transactions on other networks, violates antitrust rules. Plaintiffs seek treble damages, restitution, injunctive relief, and attorneys’ fees where available under federal and state law. Two other antitrust cases that make similar allegations were filed in the same court, but these cases did not name Wells Fargo as a defendant. On February 13, 2013, the district court granted defendants’ motions to dismiss the three actions. Plaintiffs appealed the dismissals and, on August 4, 2015, the United States Court of Appeals for the District of Columbia Circuit vacated the district court’s decisions and remanded the three cases to the district court for further proceedings. On June 28, 2016, the United States Supreme Court granted defendants’ petitions for writ of certiorari to review the decisions of the United States Court of Appeals for the District of Columbia. On November 17, 2016, the United States Supreme Court dismissed the petitions as improvidently granted, and the three cases returned to the district court for further proceedings. In November 2021, the district court granted preliminary approval of an agreement pursuant to which the Company will pay $20.8 million in order to resolve the cases.
AUTOMOBILE LENDING MATTERS On April 20, 2018, the Company entered into consent orders with the Office of the Comptroller of the Currency (OCC) and the Consumer Financial Protection Bureau (CFPB) to resolve, among other things, investigations by the agencies into the Company’s compliance risk management program and its past practices involving certain automobile collateral protection insurance (CPI) policies and certain mortgage interest rate lock extensions. The consent orders require remediation to customers and the payment of a total of $1.0 billion in civil money penalties to the agencies. In July 2017, the Company announced a plan to remediate customers who may have been financially harmed due to issues related to automobile CPI policies purchased through a third-party vendor on their behalf. Multiple putative class actions alleging, among other things, unfair and deceptive practices relating to these CPI policies, were filed against the Company and consolidated into one multi-district litigation in the United States District Court for the Central District of California. As previously disclosed, the Company entered into a settlement to resolve the multi-district litigation. Shareholders also filed a putative securities fraud class action against the Company and its executive officers alleging material misstatements and omissions of CPI-related information in the Company’s public disclosures. In January 2020, the court dismissed this action as to all defendants except the Company and a former executive officer and limited the action to two alleged misstatements. In addition, the Company is subject to a class action in the United States District Court for the Central District of California alleging that customers are entitled to refunds related to the unused portion of guaranteed automobile protection (GAP) waiver or insurance agreements between the customer and dealer and, by assignment, the lender. In November 2021, the court granted final approval of an agreement pursuant to which the Company agreed to pay $45 million and make certain changes to its GAP refund practices in order to settle the action. Allegations related to the CPI and GAP programs were among the subjects of a shareholder derivative lawsuit in the United States District Court for the Northern District of California, which has been dismissed. In addition, federal and state government agencies, including the CFPB, have undertaken formal or informal inquiries, investigations, or examinations regarding these and other issues related to the origination, servicing, and collection of consumer auto loans, including related insurance products. As previously disclosed, the Company entered into an agreement to resolve investigations by state attorneys general.
COMMERCIAL LENDING SHAREHOLDER LITIGATION In October and November 2020, plaintiffs filed two putative securities fraud class actions, which were consolidated into one lawsuit pending in the United States District Court for the Northern District of California alleging that the Company and certain of its current and former officers made false and misleading statements or omissions regarding, among other things, the Company’s commercial lending underwriting practices, the credit quality of its commercial credit portfolios, and the value of its commercial loans, collateralized loan obligations and commercial mortgage-backed securities.

COMPANY 401(K) PLAN REGULATORY INVESTIGATIONS Federal government agencies, including the United States Department of Labor, are reviewing certain transactions associated with the Employee Stock Ownership Plan feature of the Company’s 401(k) plan, including the manner in which the 401(k) plan purchased certain securities used in connection with the Company’s contributions to the 401(k) plan.
CONSENT ORDER DISCLOSURE LITIGATION Wells Fargo shareholders have brought a putative securities fraud class action in the United States District Court for the Southern District of New York alleging that the Company and certain of its current and former executive officers and directors made false or

Wells Fargo & Company	153

Note 15:  Legal Actions (continued)
misleading statements regarding the Company’s efforts to comply with the February 2018 consent order with the Federal Reserve Board and the April 2018 consent orders with the CFPB and OCC. Allegations related to the Company’s efforts to comply with these three consent orders were also among the subjects of a shareholder derivative lawsuit filed in the United States District Court for the Northern District of California. On February 4, 2022, the district court granted the Company's motion to dismiss the shareholder derivative lawsuit.
CONSUMER DEPOSIT ACCOUNT RELATED REGULATORY INVESTIGATIONS The CFPB is conducting an investigation into whether customers were unduly harmed by the Company’s historical practices associated with the freezing (and, in many cases, closing) of consumer deposit accounts after the Company detected suspected fraudulent activity (by third parties or account holders) that affected those accounts. The CFPB is also investigating certain of the Company’s past disclosures to customers regarding the minimum qualifying debit card usage required for customers to receive a waiver of monthly service fees on certain consumer deposit accounts.
INTERCHANGE LITIGATION Plaintiffs representing a class of merchants have filed putative class actions, and individual merchants have filed individual actions, against Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A., and Wachovia Corporation regarding the interchange fees associated with Visa and MasterCard payment card transactions. Visa, MasterCard, and several other banks and bank holding companies are also named as defendants in these actions. These actions have been consolidated in the United States District Court for the Eastern District of New York. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages, as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard, and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation. On July 13, 2012, Visa, MasterCard, and the financial institution defendants, including Wells Fargo, signed a memorandum of understanding with plaintiff merchants to resolve the consolidated class action and reached a separate settlement in principle of the consolidated individual actions. The settlement payments to be made by all defendants in the consolidated class and individual actions totaled approximately $6.6 billion before reductions applicable to certain merchants opting out of the settlement. The class settlement also provided for the distribution to class merchants of 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. The district court granted final approval of the settlement, which was appealed to the United States Court of Appeals for the Second Circuit by settlement objector merchants. Other merchants opted out of the settlement and are pursuing several individual actions. On June 30, 2016, the Second Circuit vacated the settlement agreement and reversed and remanded the consolidated action to the United States District Court for the Eastern District of New York for further proceedings. On November 23, 2016, prior class counsel filed a petition to the United States Supreme Court, seeking review of the reversal of the settlement by the Second
Circuit, and the Supreme Court denied the petition on March 27, 2017. On November 30, 2016, the district court appointed lead class counsel for a damages class and an equitable relief class. The parties have entered into a settlement agreement to resolve the money damages class claims pursuant to which defendants will pay a total of approximately $6.2 billion, which includes approximately $5.3 billion of funds remaining from the 2012 settlement and $900 million in additional funding. The Company’s allocated responsibility for the additional funding is approximately $94.5 million. The court granted final approval of the settlement on December 13, 2019, which was appealed to the United States Court of Appeals for the Second Circuit by settlement objector merchants. On September 27, 2021, the district court granted the plaintiffs’ motion for class certification in the equitable relief case. Several of the opt-out and direct action litigations have been settled while others remain pending.
MORTGAGE LENDING MATTERS Plaintiffs representing a class of mortgage borrowers have filed separate putative class actions, Hernandez v. Wells Fargo, et al., Coordes v. Wells Fargo, et al., Ryder v. Wells Fargo, Liguori v. Wells Fargo, and Dore v. Wells Fargo, against Wells Fargo Bank, N.A., in the United States District Court for the Northern District of California, the United States District Court for the District of Washington, the United States District Court for the Southern District of Ohio, the United States District Court for the Southern District of New York, and the United States District Court for the Western District of Pennsylvania, respectively. Plaintiffs allege that Wells Fargo improperly denied mortgage loan modifications or repayment plans to customers in the foreclosure process due to the overstatement of foreclosure attorneys’ fees that were included for purposes of determining whether a customer in the foreclosure process qualified for a mortgage loan modification or repayment plan. In March 2020, the Company entered into an agreement pursuant to which the Company paid $18.5 million to resolve the claims of the initial certified class in the Hernandez case, which was approved by the district court in October 2020. The Hernandez settlement was subsequently reopened to include additional borrowers who the Company determined should have been included in the settlement class because the Company identified a population of additional borrowers during the relevant class period whose loans had not previously been reviewed for inclusion in the original population of impacted customers. In June 2021, the Company entered into an agreement pursuant to which the Company will pay an additional approximately $22 million to resolve the Hernandez case, which was approved by the district court in January 2022. In July 2021, the Company entered into an agreement in the Ryder case pursuant to which the Company will pay $12 million to cover other impacted borrowers who were not included in the Hernandez case, which was approved by the district court in January 2022. The Dore, Coordes, and Liguori cases have been voluntarily dismissed. In addition, federal and state government agencies, including the CFPB, have undertaken formal or informal inquiries or investigations regarding these and other mortgage servicing matters. On September 9, 2021, the OCC assessed a $250 million civil money penalty against the Company regarding loss mitigation activities in the Company’s Home Lending business and insufficient progress in addressing requirements under the OCC’s April 2018 consent order. In addition, on September 9, 2021, the Company entered into a consent order with the OCC requiring the Company to improve the execution, risk management, and oversight of loss mitigation activities in its Home Lending business.

154	Wells Fargo & Company

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
OFAC RELATED INVESTIGATION The Company has self-identified an issue whereby certain foreign banks utilized a Wells Fargo software-based solution to conduct import/export trade-related financing transactions with countries and entities prohibited by the Office of Foreign Assets Control (OFAC) of the United States Department of the Treasury. We do not believe any funds related to these transactions flowed through accounts at Wells Fargo as a result of the aforementioned conduct. The Company has made voluntary self-disclosures to OFAC and is cooperating with an inquiry from the United States Department of Justice (Department of Justice).
RETAIL SALES PRACTICES MATTERS Federal and state government agencies, including the Department of Justice and the United States Securities and Exchange Commission (SEC), have undertaken formal or informal inquiries or investigations arising out of certain retail sales practices of the Company that were the subject of settlements with the CFPB, the OCC, and the Office of the Los Angeles City Attorney announced by the Company on September 8, 2016. On February 21, 2020, the Company entered into an agreement with the Department of Justice to resolve the Department of Justice’s criminal investigation into the Company’s retail sales practices, as well as a separate agreement to resolve the Department of Justice’s civil investigation. As part of the Department of Justice criminal settlement, no charges will be filed against the Company provided the Company abides by all the terms of the agreement. The Department of Justice criminal settlement also includes the Company’s agreement that the facts set forth in the settlement document constitute sufficient facts for the finding of criminal violations of statutes regarding bank records and personal information. On February 21, 2020, the Company also entered into an order to resolve the SEC’s investigation arising out of the Company’s retail sales practices. The SEC order contains a finding, to which the Company consented, that the facts set forth include violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. As part of the resolution of the Department of Justice and SEC investigations, the Company made payments totaling $3.0 billion. The Company has also entered into agreements to resolve other government agency investigations, including investigations by the state attorneys general. In addition, a number of lawsuits were filed by non-governmental parties seeking damages or other remedies related to these retail sales practices. As previously disclosed, the Company entered into various settlements to resolve these lawsuits.

RMBS TRUSTEE LITIGATION In December 2014, Phoenix Light SF Limited and certain related entities and the National Credit Union Administration (NCUA) filed complaints in the United States District Court for the Southern District of New York against Wells Fargo Bank, N.A., alleging claims against the Company in its capacity as trustee for a number of residential mortgage-backed securities (RMBS) trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York and by IKB International and IKB Deutsche Industriebank in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, N.A., as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. The Company previously settled two class actions with similar allegations that were filed in November 2014 and December 2016 by institutional investors in the Southern District of New York and New York state court, respectively. In addition, Park Royal I LLC and Park Royal II LLC have filed complaints that were consolidated in New York state court alleging Wells Fargo Bank, N.A., as trustee, failed to take appropriate actions upon learning of defective mortgage loan documentation. In March 2021, the Company entered into an agreement to resolve the case filed by the NCUA.

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
OUTLOOK  As described above, the Company establishes accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The high end of the range of reasonably possible potential losses in excess of the Company’s accrual for probable and estimable losses was approximately $2.9 billion as of December 31, 2021. The outcomes of legal actions are unpredictable and subject to significant uncertainties, and it is inherently difficult to determine whether any loss is probable or even possible. It is also inherently difficult to estimate the amount of any loss and there may be matters for which a loss is probable or reasonably possible but not currently estimable. Accordingly, actual losses may be in excess of the established accrual or the range of reasonably possible loss. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, Wells Fargo believes that the eventual outcome of the actions against
Wells Fargo and/or its subsidiaries will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial condition. However, it is possible that the ultimate resolution of a matter, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Wells Fargo & Company	155

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
We mention derivative instruments within several other Notes in this Report. For additional information on Derivatives, refer to the following areas:
•Note 1: Summary of Significant Accounting Policies
•Note 2: Trading Activities
•Note 6: Equity Securities
•Note 8: Securitizations and Variable Interest Entities
•Note 9: Mortgage Banking Activities
•Note 12: Long-Term Debt
•Note 13: Guarantees and Other Commitments
•Note 14: Pledged Assets and Collateral
•Note 17: Fair Values of Assets and Liabilities
•Note 25: Other Comprehensive Income
•Note 27: Parent-Only Financial Statements

156	Wells Fargo & Company

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

Table 16.1: Notional or Contractual Amounts and Fair Values of Derivatives

	December 31, 2021			December 31, 2020
	Notional or	Fair value		Notional or	Fair value
	contractual	Derivative	Derivative	contractual	Derivative	Derivative
(in millions)	amount	assets	liabilities	amount	assets	liabilities
Derivatives designated as hedging instruments
Interest rate contracts	$153,993	2,212	327	184,090	3,212	789
Foreign exchange contracts	24,949	281	669	47,331	1,381	607
Total derivatives designated as qualifying hedging instruments		2,493	996		4,593	1,396
Derivatives not designated as hedging instruments
Economic hedges:
Interest rate contracts	142,234	40	41	261,159	341	344
Equity contracts	26,263	1,493	1,194	25,997	1,363	490
Foreign exchange contracts	28,192	395	88	47,106	331	1,515
Credit contracts	290	7	—	73	31	—
Subtotal		1,935	1,323		2,066	2,349
Customer accommodation trading and other derivatives:
Interest rate contracts	7,976,534	20,286	17,435	7,947,941	32,510	25,169
Commodity contracts	76,642	5,965	2,417	65,790	2,036	1,543
Equity contracts	321,863	16,278	17,827	280,195	17,522	21,516
Foreign exchange contracts	560,049	5,912	5,915	412,879	6,891	6,034
Credit contracts	38,318	39	43	34,329	64	58
Subtotal		48,480	43,637		59,023	54,320
Total derivatives not designated as hedging instruments		50,415	44,960		61,089	56,669
Total derivatives before netting		52,908	45,956		65,682	58,065
Netting		(31,430)	(36,532)		(39,836)	(41,556)
Total		$21,478	9,424		25,846	16,509
Table 16.2 provides information on the fair values of derivative assets and liabilities subject to enforceable master netting arrangements, the balance sheet netting adjustments and the resulting net fair value amount recorded on our consolidated balance sheet, as well as the non-cash collateral associated with such arrangements. We execute substantially all of our derivative transactions under master netting arrangements and reflect all derivative balances and related cash collateral subject to enforceable master netting arrangements on a net basis within our consolidated balance sheet. We determine the balance sheet netting adjustments based on the terms specified within each master netting arrangement, which are determined at the counterparty level. We do not net non-cash collateral that we receive and pledge on our consolidated balance sheet. For disclosure purposes, we present “Total Derivatives, net” which represents the aggregate of our net exposure to each counterparty after considering the balance sheet and disclosure-only netting adjustments. We manage derivative exposure by monitoring the credit risk associated with each counterparty using counterparty-specific credit risk limits, using master netting arrangements and obtaining collateral. In addition to the netting amounts included in the table, we also have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 14 (Pledged Assets and Collateral).

Wells Fargo & Company	157

Note 16: Derivatives (continued)
Table 16.2: Fair Values of Derivative Assets and Liabilities

	December 31, 2021		December 31, 2020
(in millions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate contracts
Over-the-counter (OTC)	$20,067	16,654	30,958	24,048
OTC cleared	168	192	1,156	1,099
Exchange traded	52	28	11	27
Total interest rate contracts	20,287	16,874	32,125	25,174
Commodity contracts
OTC	5,040	1,249	1,498	1,009
Exchange traded	557	1,047	287	452
Total commodity contracts	5,597	2,296	1,785	1,461
Equity contracts
OTC	6,132	9,730	7,747	11,068
Exchange traded	7,493	6,086	4,759	4,733
Total equity contracts	13,625	15,816	12,506	15,801
Foreign exchange contracts
OTC	6,335	6,221	8,088	7,603
Total foreign exchange contracts	6,335	6,221	8,088	7,603
Credit contracts
OTC	32	31	55	43
Total credit contracts	32	31	55	43
Total derivatives subject to enforceable master netting arrangements, gross	45,876	41,238	54,559	50,082
Less: Gross amounts offset
Counterparty netting (1)	(27,172)	(27,046)	(34,304)	(34,106)
Cash collateral netting	(4,258)	(9,486)	(5,532)	(7,450)
Total derivatives subject to enforceable master netting arrangements, net	14,446	4,706	14,723	8,526
Derivatives not subject to enforceable master netting arrangements	7,032	4,718	11,123	7,983
Total derivatives recognized in consolidated balance sheet, net	21,478	9,424	25,846	16,509
Non-cash collateral not offset	(1,432)	(412)	(2,157)	(3,588)
Total Derivatives, net (2)	$20,046	9,012	23,689	12,921
(1)Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in our consolidated balance sheet, including portfolio level counterparty valuation adjustments related to customer accommodation and other trading derivatives. Counterparty valuation adjustments related to derivative assets were $284 million and $399 million and debit valuation adjustments related to derivative liabilities were $158 million and $201 million as of December 31, 2021, and December 31, 2020, respectively, and were primarily related to interest rate contracts.
(2)Prior period balances have been conformed to current period presentation.
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
For cash flow hedges, we use interest rate swaps to hedge the variability in interest payments received on certain floating-rate commercial loans, and paid on certain floating-rate debt due to changes in the contractually specified interest rate. We also use cross-currency swaps to hedge variability in interest payments on fixed-rate foreign currency-denominated long-term debt due to changes in foreign exchange rates.
We estimate $32 million pre-tax of deferred net losses related to cash flow hedges in OCI at December 31, 2021, will be reclassified into net interest income during the next twelve months. The deferred losses expected to be reclassified into net interest income are primarily related to discontinued hedges of floating rate loans. For cash flow hedges as of December 31, 2021, we are hedging our foreign currency exposure to the variability of future cash flows for all forecasted transactions for a maximum of 9 years. For additional information on our accounting hedges, see Note 1 (Summary of Significant Accounting Policies).

158	Wells Fargo & Company

Table 16.3 and Table 16.4 show the net gains (losses) related to derivatives in fair value and cash flow hedging relationships, respectively.
Table 16.3: Gains (Losses) Recognized on Fair Value Hedging Relationships

	Net interest income			Noninterest income	Total recorded in net income	Total recorded in OCI
(in millions)	Debt securities	Deposits	Long-term debt	Other	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2021
Total amounts presented in the consolidated statement of income and other comprehensive income	$9,253	(388)	(3,173)	3,734	N/A	212
Interest contracts
Amounts related to interest settlements on derivatives	(253)	289	2,136	—	2,172
Recognized on derivatives	1,129	(336)	(6,351)	—	(5,558)	—
Recognized on hedged items	(1,117)	333	6,288	—	5,504
Total gains (losses) (pre-tax) on interest rate contracts	(241)	286	2,073	—	2,118	—
Foreign exchange contracts
Amounts related to interest settlements on derivatives	57	—	10	—	67
Recognized on derivatives	4	—	(516)	(99)	(611)	81
Recognized on hedged items	(3)	—	438	82	517
Total gains (losses) (pre-tax) on foreign exchange contracts	58	—	(68)	(17)	(27)	81
Total gains (losses) (pre-tax) recognized on fair value hedges	$(183)	286	2,005	(17)	2,091	81
Year ended December 31, 2020
Total amounts presented in the consolidated statement of income and other comprehensive income	$11,234	(2,804)	(4,471)	3,847	N/A	198
Interest contracts
Amounts related to interest settlements on derivatives	(338)	503	1,704	—	1,869
Recognized on derivatives	(1,261)	161	6,691	—	5,591	—
Recognized on hedged items	1,317	(151)	(6,543)	—	(5,377)
Total gains (losses) (pre-tax) on interest rate contracts	(282)	513	1,852	—	2,083	—
Foreign exchange contracts
Amounts related to interest settlements on derivatives	52	—	(139)	—	(87)
Recognized on derivatives	(1)	—	261	1,591	1,851	(31)
Recognized on hedged items	2	—	(201)	(1,575)	(1,774)
Total gains (losses) (pre-tax) on foreign exchange contracts	53	—	(79)	16	(10)	(31)
Total gains (losses) (pre-tax) recognized on fair value hedges	$(229)	513	1,773	16	2,073	(31)
Year ended December 31, 2019
Total amounts presented in the consolidated statement of income and other comprehensive income	$14,955	(8,635)	(7,350)	7,457	N/A	275
Interest contracts
Amounts related to interest settlements on derivatives	—	58	169	—	227
Recognized on derivatives	(2,082)	463	5,001	—	3,382	—
Recognized on hedged items	2,096	(442)	(4,910)	—	(3,256)
Total gains (losses) (pre-tax) on interest rate contracts	14	79	260	—	353	—
Foreign exchange contracts
Amounts related to interest settlements on derivatives	35	—	(483)	—	(448)
Recognized on derivatives	(5)	—	308	(358)	(55)	(3)
Recognized on hedged items	6	—	(289)	350	67
Total gains (losses) (pre-tax) on foreign exchange contracts	36	—	(464)	(8)	(436)	(3)
Total gains (losses) (pre-tax) recognized on fair value hedges	$50	79	(204)	(8)	(83)	(3)

Wells Fargo & Company	159

Note 16: Derivatives (continued)
Table 16.4: Gains (Losses) Recognized on Cash Flow Hedging Relationships

	Net interest income		Total recorded in net income	Total recorded in OCI
(in millions)	Loans	Long-term debt	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2021
Total amounts presented in the consolidated statement of income and other comprehensive income	$28,634	(3,173)	N/A	212
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(137)	—	(137)	137
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	7
Total gains (losses) (pre-tax) on interest rate contracts	(137)	—	(137)	144
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	(6)	(6)	6
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	(19)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	(6)	(6)	(13)
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(137)	(6)	(143)	131
Year ended December 31, 2020
Total amounts presented in the consolidated statement of income and other comprehensive income	$34,230	(4,471)	N/A	198
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(215)	4	(211)	211
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	—
Total gains (losses) (pre-tax) on interest rate contracts	(215)	4	(211)	211
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	(8)	(8)	8
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	10
Total gains (losses) (pre-tax) on foreign exchange contracts	—	(8)	(8)	18
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(215)	(4)	(219)	229
Year ended December 31, 2019
Total amounts presented in the consolidated statement of income and other comprehensive income	$44,218	(7,350)	N/A	275
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(291)	1	(290)	290
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	—
Total gains (losses) (pre-tax) on interest rate contracts	(291)	1	(290)	290
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	(9)	(9)	9
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	(21)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	(9)	(9)	(12)
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(291)	(8)	(299)	278

160	Wells Fargo & Company

Table 16.5 shows the carrying amount and associated cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of hedged assets and liabilities in fair value hedging relationships.

Table 16.5: Hedged Items in Fair Value Hedging Relationship

	Hedged items currently designated		Hedged items no longer designated
(in millions)	Carrying amount of assets/(liabilities) (1)(2)	Hedge accounting basis adjustment assets/(liabilities) (3)	Carrying amount of assets/(liabilities) (2)	Hedge accounting basis adjustment assets/(liabilities)
December 31, 2021
Available-for-sale debt securities (4)	$24,144	(559)	17,962	965
Deposits	(10,187)	(144)	—	—
Long-term debt	(138,801)	(5,192)	—	—
December 31, 2020
Available-for-sale debt securities (4)	$29,538	827	17,091	1,111
Deposits	(22,384)	(477)	—	—
Long-term debt	(156,907)	(12,466)	(14,468)	31
(1)Does not include the carrying amount of hedged items where only foreign currency risk is the designated hedged risk. The carrying amount excluded for debt securities is $873 million and for long-term debt is $(2.7) billion as of December 31, 2021, and $17.6 billion for debt securities and $(4.7) billion for long-term debt as of December 31, 2020.
(2)Represents the full carrying amount of the hedged asset or liability item as of the balance sheet date, except for circumstances in which only a portion of the asset or liability was designated as the hedged item in which case only the portion designated is presented.
(3)The balance includes $136 million and $188 million of debt securities and long-term debt cumulative basis adjustments as of December 31, 2021, respectively, and $205 million and $130 million of debt securities and long-term debt cumulative basis adjustments as of December 31, 2020, respectively, on terminated hedges whereby the hedged items have subsequently been re-designated into existing hedges.
(4)Carrying amount represents the amortized cost.
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

Wells Fargo & Company	161

Note 16: Derivatives (continued)
Table 16.6 shows the net gains (losses), recognized by income statement lines, related to derivatives not designated as hedging instruments.
Table 16.6: Gains (Losses) on Derivatives Not Designated as Hedging Instruments

	Noninterest income				Noninterest expense
(in millions)	Mortgage banking	Net gains on trading and securities	Other	Total	Personnel expense
Year ended December 31, 2021
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$(51)	—	(11)	(62)	—
Equity contracts	—	495	(1)	494	(611)
Foreign exchange contracts	—	—	335	335	—
Credit contracts	—	—	(12)	(12)	—
Subtotal	(51)	495	311	755	(611)
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts	62	1,217	—	1,279	—
Commodity contracts	—	133	—	133	—
Equity contracts	—	(4,549)	(444)	(4,993)	—
Foreign exchange contracts	—	827	—	827	—
Credit contracts	—	(93)	—	(93)	—
Subtotal	62	(2,465)	(444)	(2,847)	—
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$11	(1,970)	(133)	(2,092)	(611)
Year ended December 31, 2020
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$2,787	—	(93)	2,694	—
Equity contracts	—	(1,167)	(25)	(1,192)	(778)
Foreign exchange contracts	—	—	(455)	(455)	—
Credit contracts	—	—	14	14	—
Subtotal	2,787	(1,167)	(559)	1,061	(778)
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts	1,964	(1,021)	—	943	—
Commodity contracts	—	446	—	446	—
Equity contracts	—	(436)	(334)	(770)	—
Foreign exchange contracts	—	89	—	89	—
Credit contracts	—	(1)	—	(1)	—
Subtotal	1,964	(923)	(334)	707	—
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$4,751	(2,090)	(893)	1,768	(778)
Year ended December 31, 2019
Net gains (losses) recognized on economic hedges derivatives:
Interest contracts (1)	$2,177	—	1	2,178	—
Equity contracts	—	(2,120)	(2)	(2,122)	—
Foreign exchange contracts	—	—	(77)	(77)	—
Credit contracts	—	—	(5)	(5)	—
Subtotal	2,177	(2,120)	(83)	(26)	—
Net gains (losses) recognized on customer accommodation trading and other derivatives:
Interest contracts	418	(95)	—	323	—
Commodity contracts	—	164	—	164	—
Equity contracts	—	(4,863)	(484)	(5,347)	—
Foreign exchange contracts	—	47	—	47	—
Credit contracts	—	(120)	—	(120)	—
Subtotal	418	(4,867)	(484)	(4,933)	—
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$2,595	(6,987)	(567)	(4,959)	—
(1)Mortgage banking amounts for the years ended 2021, 2020 and 2019 are comprised of gains (losses) of $(1.2) billion, $4.6 billion and $2.3 billion related to derivatives used as economic hedges of MSRs measured at fair value offset by gains (losses) of $1.2 billion, $(1.8) billion and $(141) million related to derivatives used as economic hedges of mortgage loans held for sale and derivative loan commitments.

162	Wells Fargo & Company

Credit Derivatives
Credit derivative contracts are arrangements whose value is derived from the transfer of credit risk of a reference asset or entity from one party (the purchaser of credit protection) to another party (the seller of credit protection). We use credit derivatives to assist customers with their risk management objectives predominantly by purchasing and selling credit protection on corporate debt obligations through the use of credit default swaps or through risk participation swaps to help manage counterparty exposure. We would be required to perform under the credit derivatives we sold in the event of default by the referenced obligors. Events of default include events such as bankruptcy, capital restructuring or lack of principal and/or interest payment.
Table 16.7 provides details of sold credit derivatives.
Table 16.7: Sold Credit Derivatives

	Notional amount
(in millions)	Protection sold	Protection sold – non-investment grade
December 31, 2021
Credit default swaps	$8,033	1,982
Risk participation swaps	6,756	6,012
Total credit derivatives	14,789	7,994
December 31, 2020 (1)
Credit default swaps	5,707	1,805
Risk participation swaps	6,378	6,262
Total credit derivatives	$12,085	8,067
(1)Prior period balances have been conformed to current period presentation.
Protection sold represents the estimated maximum exposure to loss that would be incurred, if upon an event of default, the value of our interests and any associated collateral declined to zero, and does not take into consideration any of recovery value from the referenced obligation or offset from collateral held or any economic hedges.
The amounts under non-investment grade represent the notional amounts of those credit derivatives on which we have a higher risk of being required to perform under the terms of the credit derivative and are a function of the underlying assets.
We consider the credit risk to be low if the underlying assets under the credit derivative have an external rating that is investment grade. If an external rating was not available, we classified the credit derivative as non-investment grade.
Our maximum exposure to sold credit derivatives is managed through posted collateral and purchased credit derivatives with identical or similar reference positions in order to achieve our desired credit risk profile. The credit risk management is designed to provide an ability to recover a significant portion of any amounts that would be paid under sold credit derivatives.

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
Table 16.8: Credit-Risk Contingent Features

(in billions)	Dec 31, 2021	Dec 31, 2020
Net derivative liabilities with credit-risk contingent features	$12.2	10.5
Collateral posted	11.0	9.0
Additional collateral to be posted upon a below investment grade credit rating (1)	1.2	1.5
(1)Any credit rating below investment grade requires us to post the maximum amount of collateral.

Wells Fargo & Company	163

Note 17: Fair Values of Assets and Liabilities
We use fair value measurements to record fair value adjustments to certain assets and liabilities and to fulfill fair value disclosure requirements. Assets and liabilities recorded at fair value on a recurring basis, such as derivatives, residential MSRs, and trading or AFS debt securities, are presented in Table 17.1 in this Note. Additionally, from time to time, we record fair value adjustments on a nonrecurring basis. These nonrecurring adjustments typically involve application of lower of cost or fair value (LOCOM) accounting, write-downs of individual assets or application of the measurement alternative for nonmarketable equity securities. Assets recorded at fair value on a nonrecurring basis are presented in Table 17.4 in this Note. We provide in Table 17.8 estimates of fair value for financial instruments that are not recorded at fair value, such as loans and debt liabilities carried at amortized cost.

FAIR VALUE HIERARCHY We classify our assets and liabilities recorded at fair value as either Level 1, 2, or 3 in the fair value hierarchy. The highest priority (Level 1) is assigned to valuations based on unadjusted quoted prices in active markets and the lowest priority (Level 3) is assigned to valuations based on significant unobservable inputs. See Note 1 (Summary of Significant Accounting Policies) in this Report for a detailed description of the fair value hierarchy.
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

LOANS HELD FOR SALE (LHFS) LHFS generally includes commercial and residential mortgage loans originated for sale in the securitization or whole loan market. A majority of residential LHFS and our portfolio of commercial LHFS in our trading business are recorded at fair value on a recurring basis. The remaining LHFS are held at LOCOM which may be written down to fair value on a nonrecurring basis. Fair value for LHFS that are not part of our trading business is based on quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. We may use securitization prices that are adjusted for typical securitization activities including servicing value, portfolio composition, market conditions and liquidity. Fair value for LHFS in our trading business is based on pending transactions when available. Where market pricing data or pending transactions are not available, we use a discounted cash flow model to estimate fair value.

LOANS Although loans are recorded at amortized cost, we record nonrecurring fair value adjustments to reflect write-downs that are based on the observable market price of the loan or current appraised value of the collateral less costs to sell.

MORTGAGE SERVICING RIGHTS (MSRs) Residential MSRs are carried at fair value on a recurring basis. Commercial MSRs are carried at LOCOM and may be written down to fair value on a nonrecurring basis. MSRs do not trade in an active market with readily observable prices. We determine the fair value of MSRs using a valuation model that estimates the present value of expected future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income cash flows, including estimates of prepayment rates (including housing price volatility for residential MSRs), discount rates, default rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees.

164	Wells Fargo & Company

DERIVATIVES  Derivatives are recorded at fair value on a recurring basis. The fair value of exchange-traded derivatives, which include certain equity option contracts, are primarily measured using available quoted market prices. The fair value of non-exchange-traded derivatives, which predominantly relate to derivatives traded in over-the-counter (OTC) markets, are measured using internal valuation techniques, as quoted market prices are not always readily available. Valuation techniques and inputs to internal models depend on the type of derivative and nature of the underlying rate, price or index upon which the value of the derivative is based. Key inputs can include yield curves, credit curves, foreign exchange rates, prepayment rates, volatility measurements and correlation of certain of these inputs.

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

OTHER ASSETS Although other assets are generally recorded at amortized cost, we record nonrecurring fair value adjustments to reflect impairments or the impact of certain lease modifications. Other assets subject to nonrecurring fair value measurements include operating lease ROU assets and foreclosed assets. Fair value is generally based upon independent market prices or appraised values less costs to sell, or the use of a discounted cash flow model.

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
Level 3 Asset and Liability Valuation Processes
We generally determine fair value of our Level 3 assets and liabilities by using internal models and, to a lesser extent, prices obtained from vendors. Our valuation processes vary depending on which approach is utilized.
INTERNAL MODEL VALUATIONS  Certain Level 3 fair value estimates are based on internal models, such as discounted cash flow or market comparable pricing techniques. Some of the inputs used in these valuations are unobservable. Unobservable inputs are generally derived from or can be correlated to historic performance of similar portfolios or previous market trades in similar instruments where particular unobservable inputs may be implied. We attempt to correlate each unobservable input to historical experience and other third-party data where available.
Internal models are subject to review prescribed within our model risk management policies and procedures, which include model validation. Model validation helps ensure our models are appropriate for their intended use and appropriate controls exist to help mitigate risk of invalid valuations. Model validation assesses the adequacy and appropriateness of our models, including reviewing its key components, such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes.
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
VENDOR-DEVELOPED VALUATIONS  We routinely obtain pricing from third-party vendors to value our assets or liabilities. In certain limited circumstances, this includes assets and liabilities that we classify as Level 3. We have processes in place to approve and periodically review third-party vendors to ensure information obtained and valuation techniques used are appropriate. This review may consist of, among other things, obtaining and evaluating control reports issued and pricing methodology materials distributed. We monitor and review vendor prices on an ongoing basis to ensure the fair values are reasonable and in line with market experience in similar asset classes. While the inputs used to determine fair value are not provided by the pricing vendors, and therefore unavailable for our review, we perform one or more of the following procedures to validate the pricing information and determine appropriate classification within the fair value hierarchy:
•comparison to other pricing vendors (if available);

Wells Fargo & Company	165

Note 17: Fair Values of Assets and Liabilities (continued)
•variance analysis of prices;
•corroboration of pricing by reference to other independent market data, such as market transactions and relevant benchmark indices;
•review of pricing by Company personnel familiar with market liquidity and other market-related conditions; and
•investigation of prices on a specific instrument-by-instrument basis.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 17.1 presents the balances of assets and liabilities recorded at fair value on a recurring basis.

Table 17.1: Fair Value on a Recurring Basis

	December 31, 2021				December 31, 2020
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Trading debt securities:
Securities of U.S. Treasury and federal agencies	$27,607	2,249	—	29,856	$32,060	3,197	—	35,257
Collateralized loan obligations	—	655	211	866	—	534	148	682
Corporate debt securities	—	9,987	18	10,005	—	10,696	13	10,709
Federal agency mortgage-backed securities	—	40,350	—	40,350	—	23,549	—	23,549
Non-agency mortgage-backed securities	—	1,531	11	1,542	—	1,039	12	1,051
Other debt securities	—	5,645	1	5,646	—	3,847	—	3,847
Total trading debt securities	27,607	60,417	241	88,265	32,060	42,862	173	75,095
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	39,661	—	—	39,661	22,159	—	—	22,159
Non-U.S. government securities	—	71	—	71	—	16,813	—	16,813
Securities of U.S. states and political subdivisions	—	16,832	85	16,917	—	19,182	224	19,406
Federal agency mortgage-backed securities	—	105,886	—	105,886	—	139,070	—	139,070
Non-agency mortgage-backed securities	—	4,522	10	4,532	—	3,697	32	3,729
Collateralized loan obligations	—	5,708	—	5,708	—	9,018	—	9,018
Other debt securities	—	4,378	91	4,469	38	7,421	2,738	10,197
Total available-for-sale debt securities	39,661	137,397	186	177,244	22,197	195,201	2,994	220,392
Loans held for sale	—	14,862	1,033	15,895	—	17,572	1,234	18,806
Mortgage servicing rights (residential)	—	—	6,920	6,920	—	—	6,125	6,125
Derivative assets (gross):
Interest rate contracts	52	22,296	190	22,538	11	35,590	462	36,063
Commodity contracts	—	5,902	63	5,965	—	1,997	39	2,036
Equity contracts	6,402	9,350	2,019	17,771	4,888	12,384	1,613	18,885
Foreign exchange contracts	8	6,573	7	6,588	19	8,573	11	8,603
Credit contracts	—	32	14	46	—	45	50	95
Total derivative assets (gross)	6,462	44,153	2,293	52,908	4,918	58,589	2,175	65,682
Equity securities:
Marketable	29,968	82	4	30,054	23,995	596	5	24,596
Nonmarketable (1)	—	57	8,906	8,963	10	21	9,228	9,259
Total equity securities	29,968	139	8,910	39,017	24,005	617	9,233	33,855
Total assets prior to derivative netting	$103,698	256,968	19,583	380,249	$83,180	314,841	21,934	419,955
Derivative netting (2)				(31,430)				(39,836)
Total assets after derivative netting				348,819				380,119
Derivative liabilities (gross):
Interest rate contracts	$(28)	(17,712)	(63)	(17,803)	$(27)	(26,259)	(16)	(26,302)
Commodity contracts	—	(2,351)	(66)	(2,417)	—	(1,503)	(40)	(1,543)
Equity contracts	(5,820)	(10,753)	(2,448)	(19,021)	(4,860)	(15,219)	(1,927)	(22,006)
Foreign exchange contracts	(8)	(6,654)	(10)	(6,672)	(10)	(8,134)	(12)	(8,156)
Credit contracts	—	(40)	(3)	(43)	—	(49)	(9)	(58)
Total derivative liabilities (gross)	(5,856)	(37,510)	(2,590)	(45,956)	(4,897)	(51,164)	(2,004)	(58,065)
Short-sale trading liabilities	(15,436)	(5,249)	—	(20,685)	(15,292)	(7,149)	—	(22,441)
Total liabilities prior to derivative netting	$(21,292)	(42,759)	(2,590)	(66,641)	$(20,189)	(58,313)	(2,004)	(80,506)
Derivative netting (2)				36,532				41,556
Total liabilities after derivative netting				(30,109)				(38,950)
(1)Excludes $81 million and $154 million of nonmarketable equity securities as of December 31, 2021, and December 31, 2020, respectively, that are measured at fair value using non-published NAV per share (or its equivalent) as a practical expedient that are not classified in the fair value hierarchy.
(2)Represents balance sheet netting of derivative asset and liability balances, related cash collateral and portfolio level counterparty valuation adjustments. See Note 16 (Derivatives) for additional information.

166	Wells Fargo & Company

Level 3 Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 17.2 presents the changes in Level 3 assets and liabilities measured at fair value on a recurring basis.

Table 17.2: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis

									Net unrealized gains (losses) related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net gains/(losses) (1)	Purchases (2)	Sales	Settlements	Transfers into Level 3 (3)	Transfers out of Level 3 (4)	Balance, end of period		(5)
Year ended December 31, 2021
Trading debt securities	$173	7	518	(448)	(12)	34	(31)	241	(8)	(6)
Available-for-sale debt securities	2,994	21	809	(112)	(278)	353	(3,601)	186	(4)	(6)
Loans held for sale	1,234	(25)	477	(534)	(377)	394	(136)	1,033	(26)	(7)
Mortgage servicing rights (residential) (8)	6,125	(842)	1,645	(8)	—	—	—	6,920	1,170	(7)
Net derivative assets and liabilities:
Interest rate contracts	446	27	—	—	(340)	(5)	(1)	127	(75)
Equity contracts	(314)	(468)	—	—	379	(228)	202	(429)	(266)
Other derivative contracts	39	(114)	3	(3)	77	—	3	5	(36)
Total derivative contracts	171	(555)	3	(3)	116	(233)	204	(297)	(377)	(9)
Equity securities	9,233	(267)	1	(68)	—	11	—	8,910	(316)	(6)
Year ended December 31, 2020
Trading debt securities	$223	(53)	600	(589)	(12)	115	(111)	173	(36)	(6)
Available-for-sale debt securities	1,565	(34)	43	(68)	(263)	2,255	(504)	2,994	1	(6)
Loans held for sale	1,214	(96)	1,312	(586)	(323)	1,927	(2,214)	1,234	(38)	(7)
Mortgage servicing rights (residential) (8)	11,517	(7,068)	1,707	(32)	1	—	—	6,125	(4,693)	(7)
Net derivative assets and liabilities:
Interest rate contracts	214	2,074	—	—	(1,842)	—	—	446	334
Equity contracts	(269)	(316)	—	—	298	(22)	(5)	(314)	(19)
Other derivative contracts	(5)	(63)	8	3	73	22	1	39	11
Total derivative contracts	(60)	1,695	8	3	(1,471)	—	(4)	171	326	(9)
Equity securities	7,850	1,369	2	—	—	23	(11)	9,233	1,370	(6)
Year ended December 31, 2019
Trading debt securities	$290	(31)	391	(385)	(34)	1	(9)	223	(31)	(6)
Available-for-sale debt securities	2,044	(6)	475	(9)	(743)	6	(202)	1,565	(4)	(6)
Loans held for sale	1,057	56	356	(237)	(263)	354	(109)	1,214	51	(7)
Mortgage servicing rights (residential) (8)	14,649	(4,779)	1,933	(286)	—	—	—	11,517	(2,569)	(7)
Net derivative assets and liabilities:
Interest rate contracts	25	585	—	—	(396)	—	—	214	249
Equity contracts	(17)	(571)	—	—	292	6	21	(269)	(186)
Other derivative contracts	13	(176)	13	(12)	132	2	23	(5)	12
Total derivative contracts	21	(162)	13	(12)	28	8	44	(60)	75	(9)
Equity securities	5,468	2,383	—	(1)	—	12	(12)	7,850	2,386	(6)
(1)Includes net gains (losses) included in both net income and other comprehensive income. All amounts represent net gains (losses) included in net income except for $41 million, $0 million, and $(40) million included in other comprehensive income from AFS debt securities for the years ended December 31, 2021, 2020 and 2019, respectively.
(2)Includes originations of mortgage servicing rights and loans held for sale.
(3)All assets and liabilities transferred into Level 3 were previously classified within Level 2.
(4)All assets and liabilities transferred out of Level 3 are classified as Level 2, except for $1.8 billion of AFS debt securities that were transferred to HTM debt securities during fourth quarter 2021 and $153 million of AFS debt securities that were transferred to loans during third quarter 2019.
(5)Includes net unrealized gains (losses) related to assets and liabilities held at period end included in both net income and other comprehensive income. All amounts represent net unrealized gains (losses) included in net income except for $(1) million and $57 million included in other comprehensive income from AFS debt securities for the years ended December 31, 2021 and 2020, respectively.
(6)Included in net gains on trading and securities in the consolidated statement of income.
(7)Included in mortgage banking income in the consolidated statement of income.
(8)For additional information on the changes in mortgage servicing rights, see Note 9 (Mortgage Banking Activities).
(9)Included in mortgage banking income, net gains on trading and securities, and other noninterest income in the consolidated statement of income.

Wells Fargo & Company	167

Note 17: Fair Values of Assets and Liabilities (continued)
Table 17.3 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of our Level 3 assets and liabilities measured at fair value on a recurring basis.
The significant unobservable inputs for Level 3 assets inherent in the fair values obtained from third-party vendors are not included in the table, as the specific inputs applied are not provided by the vendor (see discussion in the “Level 3 Asset and Liability Valuation Processes” section within this Note regarding vendor-developed valuations).
Weighted averages of inputs are calculated using outstanding unpaid principal balance for cash instruments, such as loans and securities, and notional amounts for derivative instruments.
Table 17.3: Valuation Techniques – Recurring Basis

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique	Significant Unobservable Input	Range of Inputs				Weighted Average
December 31, 2021
Trading and available-for-sale debt securities	$136		Discounted cash flow	Discount rate	0.4	-	12.5%		5.5
	11		Vendor priced
	280		Market comparable pricing	Comparability adjustment	(30.2)	-	19.2		(4.6)
Loans held for sale	1,033		Discounted cash flow	Default rate	0.0	-	29.2%		1.2
				Discount rate	1.6	-	11.9		5.1
				Loss severity	0.0	-	46.9		15.4
				Prepayment rate	7.5	-	18.2		13.1
Mortgage servicing rights (residential)	6,920		Discounted cash flow	Cost to service per loan (1)	$54	-	585		106
				Discount rate	5.8	-	8.8%		6.4
				Prepayment rate (2)	12.5	-	21.1		14.7
Net derivative assets and (liabilities):
Interest rate contracts	87		Discounted cash flow	Default rate	0.0	-	5.0		2.1
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	2.8	-	22.0		18.7
Interest rate contracts: derivative loan commitments	40		Discounted cash flow	Fall-out factor	1.0	-	99.0		16.8
				Initial-value servicing	(74.8)	-	146.0	bps	50.9
Equity contracts	253		Discounted cash flow	Conversion factor	(10.2)	-	0.0%		(9.7)
				Weighted average life	0.5	-	2.0	yrs	1.1
	(682)		Option model	Correlation factor	(77.0)	-	99.0%		23.2
				Volatility factor	6.5	-	72.0		29.1
Nonmarketable equity securities	8,906		Market comparable pricing	Comparability adjustment	(21.6)	-	(7.7)		(15.5)

Insignificant Level 3 assets, net of liabilities	9
Total Level 3 assets, net of liabilities	$16,993	(3)
December 31, 2020
Trading and available-for-sale debt securities	$2,126		Discounted cash flow	Discount rate	0.4	-	14.7%		3.6
	759		Vendor priced
	173		Market comparable pricing	Comparability adjustment	(39.8)	-	0.3		(8.4)
	109		Market comparable pricing	Multiples	7.2x	-	12.1x		8.0x
Loans held for sale	1,234		Discounted cash flow	Default rate	0.0	-	31.6%		1.7
				Discount rate	1.3	-	12.0		4.5
				Loss severity	0.0	-	32.3		18.4
				Prepayment rate	8.3	-	23.6		15.1
Mortgage servicing rights (residential)	6,125		Discounted cash flow	Cost to service per loan (1)	$63	-	712		130
				Discount rate	4.9	-	8.3%		5.8
				Prepayment rate (2)	14.3	-	22.8		19.9
Net derivative assets and (liabilities):
Interest rate contracts	206		Discounted cash flow	Default rate	0.0	-	6.0		1.7
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	2.8	-	22.0		18.2
Interest rate contracts: derivative loan commitments	240		Discounted cash flow	Fall-out factor	1.0	-	99.0		28.8
				Initial-value servicing	(51.6)	-	268.0	bps	65.5
Equity contracts	220		Discounted cash flow	Conversion factor	(8.6)	-	0.0%		(8.2)
				Weighted average life	0.5	-	2.0	yrs	1.0
	(534)		Option model	Correlation factor	(77.0)	-	99.0%		24.8
				Volatility factor	6.5	-	96.6		26.4
Nonmarketable equity securities	9,228		Market comparable pricing	Comparability adjustment	(20.3)	-	(3.2)		(13.8)

Insignificant Level 3 assets, net of liabilities	44
Total Level 3 assets, net of liabilities	$19,930	(3)
(1)The high end of the range of inputs is for servicing modified loans. For non-modified loans the range is $54 - $199 at December 31, 2021, and $63 - $252 at December 31, 2020.
(2)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
(3)Consists of total Level 3 assets of $19.6 billion and $21.9 billion and total Level 3 liabilities of $2.6 billion and $2.0 billion, before netting of derivative balances, at December 31, 2021 and 2020, respectively.

168	Wells Fargo & Company

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

Wells Fargo & Company	169

Note 17: Fair Values of Assets and Liabilities (continued)
value based upon an increase (decrease) in prepayment rate. Conversely, these Level 3 assets would increase (decrease) in value based upon an increase (decrease) in multiples. The comparability adjustment input may have a positive or negative impact on fair value depending on the change in fair value of the item the comparability adjustment references.
Generally, a change in the assumption used for the default rate is accompanied by a directionally similar change in the risk premium component of the discount rate (specifically, the portion related to credit risk) and a directionally opposite change in the assumption used for prepayment rates. Unobservable inputs for comparability adjustment, multiples, and loss severity do not increase or decrease based on movements in the other significant unobservable inputs for these Level 3 assets.

MORTGAGE SERVICING RIGHTS  The discounted cash flow models used to determine fair value of Level 3 MSRs utilize certain significant unobservable inputs including prepayment rate, discount rate and costs to service. An increase in any of these unobservable inputs will reduce the fair value of the MSRs and alternatively, a decrease in any one of these inputs would result in the MSRs increasing in value. Generally, a decrease in discount rates increases the value of MSRs, unless accompanied by a related update to our prepayment rates. The cost to service assumption generally does not increase or decrease based on movements in the discount rate or the prepayment rate. The sensitivity of our residential MSRs is discussed further in Note 9 (Mortgage Banking Activities).

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
Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of LOCOM accounting, write-downs of individual assets, or application of the measurement alternative for nonmarketable equity securities.
Table 17.4 provides the fair value hierarchy and fair value at the date of the nonrecurring fair value adjustment for all assets that were still held as of December 31, 2021 and 2020, and for which a nonrecurring fair value adjustment was recorded during the years then ended.

Table 17.4: Fair Value on a Nonrecurring Basis

	December 31, 2021			December 31, 2020
(in millions)	Level 2	Level 3	Total	Level 2	Level 3	Total
Loans held for sale (1)	$3,911	1,407	5,318	2,672	2,945	5,617
Loans:
Commercial	476	—	476	1,385	—	1,385
Consumer	380	—	380	395	—	395
Total loans	856	—	856	1,780	—	1,780
Mortgage servicing rights (commercial)	—	567	567	—	510	510
Nonmarketable equity securities	6,262	765	7,027	2,397	790	3,187
Other assets	1,373	175	1,548	1,350	428	1,778
Total assets at fair value on a nonrecurring basis	$12,402	2,914	15,316	8,199	4,673	12,872
(1)Predominantly consists of commercial mortgages and residential mortgage – first lien loans.

170	Wells Fargo & Company

Table 17.5 presents the gains (losses) on certain assets held at the end of the reporting periods presented for which a nonrecurring fair value adjustment was recognized in earnings during the respective periods.
Table 17.5: Gains (Losses) on Assets with Nonrecurring Fair Value Adjustment

	Year ended December 31,
(in millions)	2021	2020	2019
Loans held for sale	$33	12	11
Loans:
Commercial	(230)	(754)	(291)
Consumer	(564)	(260)	(207)
Total loans	(794)	(1,014)	(498)
Mortgage servicing rights (commercial)	33	(37)	—
Nonmarketable equity securities (1)	4,407	435	322
Premises and equipment (2)	—	—	(170)
Other assets (3)	(388)	(469)	(84)
Total	$3,291	(1,073)	(419)
(1)Includes impairment of nonmarketable equity securities and observable price changes related to nonmarketable equity securities accounted for under the measurement alternative.
(2)Includes the full impairment of certain capitalized software projects.
(3)Includes impairment of operating lease ROU assets, valuation losses on foreclosed real estate and other collateral owned, and impairment of private equity and venture capital investments in consolidated portfolio companies.
Table 17.6 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of our Level 3 assets that are measured at fair value on a nonrecurring basis and determined using an internal model. The table is limited to financial instruments that had nonrecurring fair value adjustments during the periods presented. Weighted averages of inputs are calculated using outstanding unpaid principal balance for cash instruments, such as loans, and carrying value prior to the nonrecurring fair value measurement for nonmarketable equity securities.
Table 17.6: Valuation Techniques – Nonrecurring Basis

($ in millions)	Fair Value Level 3	Valuation Technique (1)	Significant Unobservable Input (1)		Range of Inputs Positive (Negative)			Weighted Average
December 31, 2021
Loans held for sale (2)	$1,407	Discounted cash flow	Default rate	(3)	0.2	-	78.3%	25.6
			Discount rate		0.6	-	12.0	3.3
			Loss severity		0.4	-	45.6	4.8
			Prepayment rate	(4)	5.4	-	100.0	38.9
Mortgage servicing rights (commercial)	567	Discounted cash flow	Cost to service per loan		$150	-	3,381	2,771
			Discount rate		4.0	-	4.5%	4.0
			Prepayment rate		0.0	-	20.6	5.5
Nonmarketable equity securities	745	Market comparable pricing	Comparability adjustment		(100.0)	-	(33.0)	(59.0)
	15	Market comparable pricing	Multiples		2.0x	-	3.3x	2.8x
	5	Discounted cash flow	Discount rate		10.5	-	10.5%	10.5
Other assets	175	Discounted cash flow	Discount rate		0.2	-	4.4	2.9
Total	$2,914
December 31, 2020
Loans held for sale (2)	$1,628	Discounted cash flow	Default rate	(3)	0.3	-	85.5%	31.5
			Discount rate		0.6	-	11.9	3.0
			Loss severity		0.4	-	45.0	8.1
			Prepayment rate	(4)	8.3	-	100.0	42.5
	1,317	Market comparable pricing	Comparability adjustment		(11.6)	-	(1.8)	(3.1)
Mortgage servicing rights (commercial)	510	Discounted cash flow	Cost to service per loan		$150	-	3,377	2,779
			Discount rate		1.9	-	1.9%	1.9
			Prepayment rate		0.0	-	20.0	5.4
Nonmarketable equity securities (5)	844	Market comparable pricing	Multiples		0.1x	-	10.9x	5.0x
	188	Market comparable pricing	Comparability adjustment		(100.0)	-	(20.0)%	(61.4)
	76	Other	Company risk factor		(100.0)	-	(20.0)	(57.7)
	91	Discounted cash flow	Discount rate		10.0	-	20.0	11.5
			Company risk factor		(62.6)	-	0.0	(30.3)
			Crude oil prices ($/barrel)		$42	-	48	47
			Natural gas prices ($/MMBtu)		2	-	2	2
Insignificant Level 3 assets	19
Total	$4,673
(1)Refer to the narrative following Table 17.3 for a definition of the valuation technique(s) and significant unobservable inputs used in the valuation of loans held for sale, mortgage servicing rights, certain nonmarketable equity securities, and other assets.
(2)Consists of approximately $1.2 billion and $2.6 billion of government insured/guaranteed loans purchased from GNMA-guaranteed mortgage securitizations at December 31, 2021, and December 31, 2020, respectively, and approximately $200 million and $300 million of other mortgage loans that are not government insured/guaranteed at December 31, 2021, and December 31, 2020, respectively.
(3)Applies only to non-government insured/guaranteed loans.
(4)Includes the impact on prepayment rate of expected defaults for government insured/guaranteed loans, which impact the frequency and timing of early resolution of loans.
(5)Includes $417 million of private equity and venture capital investments in consolidated portfolio companies classified in other assets on the consolidated balance sheet at December 31, 2020.

Wells Fargo & Company	171

Note 17: Fair Values of Assets and Liabilities (continued)
We typically use a market approach to estimate the fair value of our nonmarketable private equity and venture capital investments in portfolio companies. The market approach bases the fair value measurement on market data (for example, use of market comparable pricing techniques) that are used to derive the enterprise value of the portfolio company. Market comparable pricing techniques may include utilization of multiples and recent or anticipated transactions (for example, a financing round, merger, acquisition or bankruptcy) involving the subject portfolio company, or participants in its industry or related industries. Based upon these recent or anticipated transactions, current market conditions and other factors specific to the issuer, we make adjustments to estimate the enterprise value of the portfolio company. As a result of the recent market environment, we also utilized other valuation techniques. These techniques included the use of company risk factors in the estimation of the fair value of certain nonmarketable equity securities. The company risk factors are based upon entity-specific considerations including the debt and liquidity profile, projected cash flow or funding issues as well as other factors that may affect the company’s outlook.

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
LOANS HELD FOR SALE (LHFS) LHFS measured at fair value include residential mortgage loan originations for which an active secondary market and readily available market prices exist to reliably support our valuations. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. We believe fair value measurement for LHFS reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets.
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
Table 17.7 reflects differences between the fair value carrying amount of the assets for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity. Nonaccrual loans and loans 90 days or more past due and still accruing included in LHFS for which we have elected the fair value option were insignificant at December 31, 2021 and 2020.

Table 17.7: Fair Value Option

	December 31, 2021			December 31, 2020
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Loans held for sale	$15,895	15,750	145	18,806	18,217	589
The changes in fair value related to initial measurement and subsequent changes in fair value included in earnings for LHFS accounted for under the fair value option were $2.0 billion, $2.7 billion and $1.1 billion for the years ended December 31, 2021, 2020 and 2019, respectively. Substantially all of these amounts were included in the mortgage banking noninterest income line of the consolidated statement of income. For performing loans, instrument-specific credit risk gains or losses were derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk. Gains and losses attributable to instrument-specific credit risk related to assets accounted for under the fair value option for the years ended December 31, 2021, 2020 and 2019 were insignificant.

172	Wells Fargo & Company

Disclosures about Fair Value of Financial Instruments
Table 17.8 presents a summary of fair value estimates for financial instruments that are not carried at fair value on a recurring basis. Some financial instruments are excluded from the scope of this table, such as certain insurance contracts, certain nonmarketable equity securities, and leases. This table also excludes assets and liabilities that are not financial instruments such as the value of the long-term relationships with our deposit, credit card and trust customers, MSRs, premises and equipment, goodwill and deferred taxes.
Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in
Table 17.8. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the allowance for unfunded credit commitments, which totaled $1.4 billion at both December 31, 2021 and 2020.
The total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying fair value of the Company.

Table 17.8: Fair Value Estimates for Financial Instruments

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2021
Financial assets
Cash and due from banks (1)	$24,616	24,616	—	—	24,616
Interest-earning deposits with banks (1)	209,614	209,452	162	—	209,614
Federal funds sold and securities purchased under resale agreements (1)	66,223	—	66,223	—	66,223
Held-to-maturity debt securities	272,022	16,825	252,717	2,844	272,386
Loans held for sale	7,722	—	6,300	1,629	7,929
Loans, net (2)	868,278	—	63,404	820,559	883,963
Nonmarketable equity securities (cost method)	3,584	—	—	3,646	3,646
Total financial assets	$1,452,059	250,893	388,806	828,678	1,468,377
Financial liabilities
Deposits (3)	$30,012	—	14,401	15,601	30,002
Short-term borrowings	34,409	—	34,409	—	34,409
Long-term debt (4)	160,660	—	166,682	1,402	168,084
Total financial liabilities	$225,081	—	215,492	17,003	232,495
December 31, 2020
Financial assets
Cash and due from banks (1)	$28,236	28,236	—	—	28,236
Interest-earning deposits with banks (1)	236,376	236,258	118	—	236,376
Federal funds sold and securities purchased under resale agreements (1)	65,672	—	65,672	—	65,672
Held-to-maturity debt securities	205,720	48,597	162,777	933	212,307
Loans held for sale	17,578	—	14,952	3,419	18,371
Loans, net (2)	853,595	—	56,270	817,827	874,097
Nonmarketable equity securities (cost method)	3,588	—	—	3,632	3,632
Total financial assets	$1,410,765	313,091	299,789	825,811	1,438,691
Financial liabilities
Deposits (3)	$52,807	—	33,321	19,940	53,261
Short-term borrowings	58,999	—	58,999	—	58,999
Long-term debt (4)	212,922	—	219,321	1,381	220,702
Total financial liabilities	$324,728	—	311,641	21,321	332,962
(1)Amounts consist of financial instruments for which carrying value approximates fair value.
(2)Excludes lease financing with a carrying amount of $14.5 billion and $15.4 billion at December 31, 2021 and 2020, respectively.
(3)Excludes deposit liabilities with no defined or contractual maturity of $1.5 trillion and $1.4 trillion at December 31, 2021 and 2020, respectively.
(4)Excludes obligations under finance leases of $26 million and $28 million at December 31, 2021 and 2020, respectively.

Wells Fargo & Company	173

Note 18: Preferred Stock
We are authorized to issue 20 million shares of preferred stock and 4 million shares of preference stock, both without par value. Preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share. Table 18.1 summarizes information about our preferred stock including the Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock.
In January 2021, we issued $3.5 billion of our Preferred Stock, Series BB, and in February 2021, we issued $1.05 billion of our Preferred Stock, Series CC. In March 2021, we redeemed our Preferred Stock, Series I, Series P and Series W, and partially redeemed our Preferred Stock, Series N, for an aggregate cost of $4.5 billion. In June 2021, we redeemed the remaining outstanding shares of our Preferred Stock, Series N, for a cost of $350 million. In July 2021, we issued $1.25 billion of our Preferred Stock, Series DD. In September 2021, we redeemed our Preferred Stock, Series O and Series X, for an aggregate cost of $1.8 billion.
Table 18.1: Preferred Stock

	December 31, 2021				December 31, 2020
(in millions, except shares)	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value
DEP Shares
Dividend Equalization Preferred Shares (DEP)	97,000	96,546	$—	—	97,000	96,546	$—	—
Series I (1)
Floating Class A Preferred Stock	—	—	—	—	25,010	25,010	2,501	2,501
Series L (2)
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock	4,025,000	3,967,995	3,968	3,200	4,025,000	3,967,995	3,968	3,200
Series N (3)
5.20% Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—	30,000	30,000	750	750
Series O (3)
5.125% Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—	27,600	26,000	650	650
Series P (3)
5.25% Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—	26,400	25,000	625	625
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	69,000	69,000	1,725	1,725	69,000	69,000	1,725	1,725
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	34,500	33,600	840	840	34,500	33,600	840	840
Series S
5.90% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	80,000	2,000	2,000	80,000	80,000	2,000	2,000
Series U
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A Preferred Stock	80,000	80,000	2,000	2,000	80,000	80,000	2,000	2,000
Series W (3)
5.70% Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—	40,000	40,000	1,000	1,000
Series X (3)
5.50% Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—	46,000	46,000	1,150	1,150
Series Y
5.625% Non-Cumulative Perpetual Class A Preferred Stock	27,600	27,600	690	690	27,600	27,600	690	690
Series Z
4.75% Non-Cumulative Perpetual Class A Preferred Stock	80,500	80,500	2,013	2,013	80,500	80,500	2,013	2,013
Series AA
4.70% Non-Cumulative Perpetual Class A Preferred Stock	46,800	46,800	1,170	1,170	46,800	46,800	1,170	1,170
Series BB
3.90% Fixed-Reset Non-Cumulative Perpetual Class A Preferred Stock	140,400	140,400	3,510	3,510	—	—	—	—
Series CC
4.375% Non-Cumulative Perpetual Class A Preferred Stock	46,000	42,000	1,050	1,050	—	—	—	—
Series DD
4.25% Non-Cumulative Perpetual Class A Preferred Stock	50,000	50,000	1,250	1,250	—	—	—	—
ESOP (4)
Cumulative Convertible Preferred Stock	609,434	609,434	609	609	822,242	822,242	822	822
Total	5,386,234	5,323,875	$20,825	20,057	5,557,652	5,496,293	$21,904	21,136
(1)This issuance has a floating interest rate that is the greater of three-month London Interbank Offered Rate (LIBOR) plus 0.93% and 5.56975%. In first quarter 2021, Preferred Stock, Series I, was redeemed. Prior to redemption, Preferred Stock, Series I, was related to trust preferred securities. See Note 8 (Securitizations and Variable Interest Entities) for additional information.
(2)Preferred Stock, Series L, may be converted at any time, at the option of the holder, into 6.3814 shares of our common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments.
(3)In first quarter 2021, $400 million of Preferred Stock, Series N, was redeemed and Preferred Stock, Series P and Series W, were fully redeemed; in second quarter 2021, the remaining $350 million of Preferred Stock, Series N, was redeemed; in third quarter 2021, Preferred Stock, Series O and Series X, were fully redeemed.
(4)See the “ESOP Cumulative Convertible Preferred Stock” section in this Note for additional information about the liquidation preference for the ESOP Cumulative Convertible Preferred Stock.

174	Wells Fargo & Company

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

Table 18.2: ESOP Preferred Stock

	Shares issued and outstanding		Carrying value		Adjustable dividend rate
(in millions, except shares)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020	Minimum	Maximum
ESOP Preferred Stock
$1,000 liquidation preference per share
2018	189,225	221,945	$189	222	7.00%	8.00%
2017	135,135	163,210	135	163	7.00	8.00
2016	128,380	162,450	128	162	9.30	10.30
2015	68,106	92,904	68	93	8.90	9.90
2014	62,420	99,151	63	99	8.70	9.70
2013	26,168	61,948	26	62	8.50	9.50
2012	—	20,634	—	21	10.00	11.00
Total ESOP Preferred Stock (1)	609,434	822,242	$609	822
Unearned ESOP shares (2)			$(646)	(875)
(1)At December 31, 2021 and 2020, additional paid-in capital included $37 million and $53 million, respectively, related to ESOP preferred stock.
(2)We recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released.

Wells Fargo & Company	175

Note 19: Common Stock and Stock Plans
Common Stock
Table 19.1 presents our reserved, issued and authorized shares of common stock at December 31, 2021.

Table 19.1: Common Stock Shares

Number of shares
Dividend reinvestment and common stock purchase plans	9,190,147
Director plans	173,238
Stock plans (1)	353,806,684
Convertible securities and warrants	65,835,437
Total shares reserved	429,005,506
Shares issued	5,481,811,474
Shares not reserved or issued	3,089,183,020
Total shares authorized	9,000,000,000
(1)Includes employee restricted share rights, performance share awards, 401(k), and deferred compensation plans.

We have a general policy on repurchasing shares to meet common stock issuance requirements for our benefit plans, share awards, conversion of our convertible securities, acquisitions and other corporate purposes. Various factors determine the amount and timing of our share repurchases, including our capital requirements, the number of shares we expect to issue for acquisitions and employee benefit plans, market conditions (including the trading price of our stock), and regulatory and legal considerations. These factors can change at any time, and there can be no assurance as to the number of shares we will repurchase or when we will repurchase them.

Dividend Reinvestment and Common Stock
Purchase Plans
Participants in our dividend reinvestment and common stock direct purchase plans may purchase shares of our common stock at fair market value by reinvesting dividends and/or making optional cash payments under the plan’s terms.

Employee Stock Plans
We offer stock-based employee compensation plans as described below. For additional information on our accounting for stock-based compensation plans, see Note 1 (Summary of Significant Accounting Policies).

LONG-TERM INCENTIVE COMPENSATION PLANS  We have granted restricted share rights (RSRs) and performance share awards (PSAs) as our primary long-term incentive awards using our Long-Term Incentive Compensation Plan (LTICP).
Holders of RSRs and PSAs may be entitled to receive additional RSRs and PSAs (dividend equivalents) or cash payments equal to the cash dividends that would have been paid had the RSRs or PSAs been issued and outstanding shares of common stock. RSRs and PSAs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying award.
Table 19.2 summarizes the major components of stock incentive compensation expense and the related recognized tax benefit.
Table 19.2: Stock Incentive Compensation Expense

	Year ended December 31,
(in millions)	2021	2020	2019
RSRs	$931	732	1,109
Performance shares (1)	74	(110)	108
Total stock incentive compensation expense	$1,005	622	1,217
Related recognized tax benefit	$248	154	301
(1)Compensation expense fluctuates with the estimated outcome of satisfying performance conditions and, for certain awards, changes in our stock price.

The total number of shares of common stock available for grant under the plans at December 31, 2021, was 147 million.

Restricted Share Rights
Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs are granted. A summary of the status of our RSRs at December 31, 2021, and changes during 2021 is presented in Table 19.3.

Table 19.3: Restricted Share Rights

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2021	46,231,770	$46.30
Granted	31,143,741	32.99
Vested	(21,954,589)	48.28
Canceled or forfeited	(3,816,743)	38.76
Nonvested at December 31, 2021	51,604,179	37.98

The weighted-average grant date fair value of RSRs granted during 2020 and 2019 was $42.53 and $49.32, respectively.
At December 31, 2021, there was $879 million of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of RSRs that vested during 2021, 2020 and 2019 was $902 million, $981 million and $773 million, respectively.
Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company’s achievement of specified performance criteria over a three-year period. PSAs are granted at a target number based on the Company’s performance. The number of awards that vest can be adjusted downward to zero and upward to a maximum of either 125% or 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2021, the determination of the number of performance shares that will vest will occur in first quarter of 2022 after review of the Company’s performance by the Human Resources Committee of the Board.

176	Wells Fargo & Company

A summary of the status of our PSAs at December 31, 2021, and changes during 2021 is in Table 19.4, based on the performance adjustments recognized as of December 2021.

Table 19.4: Performance Share Awards

	Number	Weighted-average grant-date fair value (1)
Nonvested at January 1, 2021	5,553,608	$45.45
Granted	1,414,431	$32.76
Vested	(791,681)	$55.15
Canceled or forfeited	(1,493,389)	$55.95
Nonvested at December 31, 2021	4,682,969	$36.63

(1)Reflects approval date fair value for grants subject to variable accounting.
The weighted-average grant date fair value of performance awards granted during 2020 and 2019 was $40.39 and $49.26, respectively.
At December 31, 2021, there was $29 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.9 years. The total fair value of PSAs that vested during 2021, 2020 and 2019 was $31 million, $35 million and $82 million, respectively.

Stock Options
Stock options have not been issued in the last three years and no stock options were outstanding at December 31, 2021 and 2020.
Director Awards
We granted common stock awards under the LTICP to non-employee directors elected or re-elected at the annual meeting of stockholders and prorated awards to directors who join the Board at any other time. Stock awards vest immediately.

Employee Stock Ownership Plan
The Wells Fargo & Company 401(k) Plan (401(k) Plan) is a defined contribution plan with an Employee Stock Ownership Plan (ESOP) feature. The ESOP feature enables the 401(k) Plan to borrow money to purchase our preferred or common stock. From 1994 through 2018, with the exception of 2009, we loaned money to the 401(k) Plan to purchase shares of our ESOP preferred stock. As our employer contributions are made to the 401(k) Plan and are used to make ESOP loan payments, a portion of the ESOP preferred stock in the 401(k) Plan is released and converted into our common stock shares, which are allocated to the 401(k) Plan participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan. Dividends on the common stock shares allocated as a result of the release and conversion of the ESOP preferred stock reduce retained earnings, and the shares are considered outstanding for computing earnings per share. Dividends on the unallocated ESOP preferred stock do not reduce retained earnings, and the shares are not considered to be common stock equivalents for computing earnings per share.
Table 19.5 presents the information related to the Wells Fargo ESOP Fund and the dividends paid to the 401 (K) Plan.

Table 19.5: Wells Fargo ESOP Fund

	Shares outstanding
	December 31,
(in millions, except shares)	2021	2020	2019
Allocated shares (common)	149,638,081	155,810,091	138,978,383
Unreleased shares (preferred)	609,434	822,242	1,071,418
Conversion value of unreleased ESOP preferred shares	$609	822	1,072
Fair value of unreleased ESOP preferred shares based on redemption	700	990	1,231

	Dividends paid
	Year ended December 31,
	2021	2020	2019
Allocated shares (common)	$74	155	233
Unreleased shares (preferred)	66	77	101

Wells Fargo & Company	177

Note 20: Revenue from Contracts with Customers
Our revenue includes net interest income on financial instruments and noninterest income. Table 20.1 presents our revenue by operating segment. For additional description of our operating segments, including additional financial information and the underlying management accounting process, see
Note 26 (Operating Segments).
Table 20.1: Revenue by Operating Segment

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2021
Net interest income (2)	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income:
Deposit-related fees	3,045	1,285	1,112	28	5	—	5,475
Lending-related fees (2)	145	532	761	8	(1)	—	1,445
Investment advisory and other asset-based fees (3)	—	10	52	9,574	1,375	—	11,011
Commissions and brokerage services fees	—	—	290	2,010	(1)	—	2,299
Investment banking fees	(11)	53	2,405	1	(94)	—	2,354
Card fees:
Card interchange and network revenues (4)	3,426	196	45	4	—	—	3,671
Other card fees (2)	504	—	—	—	—	—	504
Total card fees	3,930	196	45	4	—	—	4,175
Mortgage banking (2)	4,490	—	480	(12)	(2)	—	4,956
Net gains (losses) from trading activities (2)	—	—	272	21	(9)	—	284
Net gains on debt securities (2)	—	44	—	—	509	—	553
Net gains (losses) from equity securities (2)	(2)	132	289	79	5,929	—	6,427
Lease income (2)	—	682	33	—	281	—	996
Other (2)	473	655	690	63	2,044	(1,187)	2,738
Total noninterest income	12,070	3,589	6,429	11,776	10,036	(1,187)	42,713
Total revenue	$34,877	8,549	13,839	14,346	8,495	(1,614)	78,492
Year ended December 31, 2020
Net interest income (2)	$23,378	6,134	7,509	2,988	441	(494)	39,956
Noninterest income:
Deposit-related fees	2,904	1,219	1,062	27	9	—	5,221
Lending-related fees (2)	158	531	684	9	(1)	—	1,381
Investment advisory and other asset-based fees (3)	—	32	95	8,085	1,651	—	9,863
Commissions and brokerage services fees	—	—	315	2,078	(9)	—	2,384
Investment banking fees	(8)	76	1,952	14	(169)	—	1,865
Card fees:
Card interchange and network revenues (4)	2,805	170	51	3	1	—	3,030
Other card fees (2)	513	—	—	—	1	—	514
Total card fees	3,318	170	51	3	2	—	3,544
Mortgage banking (2)	3,224	—	282	(13)	—	—	3,493
Net gains (losses) from trading activities (2)	1	(4)	1,190	25	(40)	—	1,172
Net gains on debt securities (2)	6	—	—	—	867	—	873
Net gains (losses) from equity securities (2)	10	(147)	212	(101)	691	—	665
Lease income (2)	—	646	20	—	579	—	1,245
Other (2)	1,025	518	556	98	1,336	(931)	2,602
Total noninterest income	10,638	3,041	6,419	10,225	4,916	(931)	34,308
Total revenue	$34,016	9,175	13,928	13,213	5,357	(1,425)	74,264
Year ended December 31, 2019
Net interest income (2)	$25,786	7,981	8,008	3,906	2,246	(624)	47,303
Noninterest income:
Deposit-related fees	3,582	1,175	1,029	24	9	—	5,819
Lending-related fees (2)	230	524	710	8	2	—	1,474
Investment advisory and other asset-based fees (3)	—	27	62	7,909	1,816	—	9,814
Commissions and brokerage services fees	—	—	292	2,170	(1)	—	2,461
Investment banking fees	(5)	85	1,804	6	(93)	—	1,797
Card fees:
Card interchange and network revenues (4)	2,973	254	79	6	6	—	3,318
Other card fees (2)	699	—	—	—	(1)	—	698
Total card fees	3,672	254	79	6	5	—	4,016
Mortgage banking (2)	2,314	—	413	(12)	—	—	2,715
Net gains (losses) from trading activities (2)	2	(10)	1,022	58	(79)	—	993
Net gains (losses) on debt securities (2)	—	4	(5)	—	141	—	140
Net gains from equity securities (2)	4	115	297	256	2,171	—	2,843
Lease income (2)	—	931	22	—	661	—	1,614
Other (2)	2,306	616	717	81	2,918	(795)	5,843
Total noninterest income	12,105	3,721	6,442	10,506	7,550	(795)	39,529
Total revenue	$37,891	11,702	14,450	14,412	9,796	(1,419)	86,832
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
(3)We earned trailing commissions of $1.2 billion, $1.1 billion, and $1.2 billion for the years ended December 31, 2021, 2020 and 2019, respectively.
(4)The cost of credit card rewards and rebates of $1.6 billion, $1.3 billion and $1.5 billion for the years ended December 31, 2021, 2020 and 2019, respectively, are presented net against the related revenues.

178	Wells Fargo & Company

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

INVESTMENT ADVISORY AND OTHER ASSET-BASED FEES are earned for providing brokerage advisory, asset management and trust services.
Fees from advisory account relationships with brokerage customers are charged based on a percentage of the market value of the client’s assets. Services and obligations related to providing investment advice, active management of client assets, and assistance with selecting and engaging a third-party advisory manager are generally satisfied over a month or quarter. Trailing commissions are earned for selling shares to investors and our obligation is satisfied at the time shares are sold. However, these fees are received and recognized over time during the period the customer owns the shares and we remain the broker of record. The amount of trailing commissions is variable based on the length of time the customer holds the shares and on changes in the value of the underlying assets.
Asset management services include managing and administering assets, including mutual funds, and institutional separate accounts. Fees for these services are generally determined based on a tiered scale relative to the market value of assets under management (AUM). In addition to AUM, we have client assets under administration (AUA) that earn various administrative fees which are generally based on the extent of the services provided to administer the account. Services with AUM and AUA-based fees are generally satisfied over time.
Trust services include acting as a trustee or agent for personal trust and agency assets. Obligations for trust services are generally satisfied over time; however, obligations for activities that are transitional in nature are satisfied at the time of the transaction.

COMMISSIONS AND BROKERAGE SERVICES FEES are earned for providing brokerage services.
Commissions from transactional accounts with brokerage customers are earned for executing transactions at the client’s direction. Our obligation is generally satisfied upon the execution of the transaction and the fees are based on the size and number of transactions executed.
Fees earned from other brokerage services include securities clearance, omnibus and networking fees received from mutual fund companies in return for providing record keeping and other administrative services, and annual account maintenance fees charged to customers. Our obligation is satisfied at the time we provide the service which is generally at the time of the transaction.

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

Wells Fargo & Company	179

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
We did not make a contribution to our Cash Balance Plan in 2021. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2022. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments.
We recognize settlement losses for our Cash Balance Plan based on an assessment of whether lump sum benefit payments will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold). Settlement losses of $133 million and $121 million were recognized during 2021 and 2020, respectively, representing the pro rata portion of the net loss in cumulative other comprehensive income based on the percentage reduction in the Cash Balance Plan’s projected benefit obligation attributable to 2021 and 2020 lump sum payments (included in the “Benefits paid” line in Table 21.1). Settlement losses were not recognized in 2019 as lump sum payments did not exceed the 2019 threshold.
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
Table 21.1 presents the changes in the benefit obligation and the fair value of plan assets, the funded status, and the amounts recognized on the consolidated balance sheet. Changes in the benefit obligation for the qualified plans were driven by the amounts of benefits paid and changes in the actuarial loss (gain) amounts, which primarily reflected changes in the discount rates at December 31, 2021 and 2020, respectively.
Table 21.1: Changes in Benefit Obligation and Fair Value of Plan Assets

	December 31, 2021			December 31, 2020
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$11,956	556	491	11,116	572	525
Service cost	17	—	—	14	—	—
Interest cost	296	12	11	325	16	16
Plan participants’ contributions	—	—	40	—	—	43
Actuarial loss (gain)	(414)	(18)	(34)	1,205	25	(15)
Benefits paid	(818)	(49)	(69)	(706)	(57)	(78)
Settlements, Curtailments, and Amendments	(2)	—	—	(1)	—	—
Foreign exchange impact	(3)	—	—	3	—	—
Benefit obligation at end of year	11,032	501	439	11,956	556	491

Change in plan assets:
Fair value of plan assets at beginning of year	12,061	—	549	10,763	—	540
Actual return on plan assets	324	—	25	1,291	—	38
Employer contribution	15	49	5	712	57	6
Plan participants’ contributions	—	—	40	—	—	43
Benefits paid	(818)	(49)	(69)	(706)	(57)	(78)
Settlement	—	—	—	(1)	—	—
Foreign exchange impact	(1)	—	—	2	—	—
Fair value of plan assets at end of year	11,581	—	550	12,061	—	549
Funded status at end of year	$549	(501)	111	105	(556)	58
Amounts recognized on the consolidated balance sheet at end of year:
Assets	$620	—	133	181	—	84
Liabilities	(71)	(501)	(22)	(76)	(556)	(26)

180	Wells Fargo & Company

Table 21.2 provides information for pension and postretirement plans with benefit obligations in excess of plan assets.
Table 21.2: Plans with Benefit Obligations in Excess of Plan Assets

	December 31, 2021		December 31, 2020
(in millions)	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Projected benefit obligation	$664	N/A	715	N/A
Accumulated benefit obligation	631	22	684	26
Fair value of plan assets	91	—	82	—
Table 21.3 presents the components of net periodic benefit cost and other comprehensive income (OCI). Service cost is reported in personnel expense and all other components of net periodic benefit cost are reported in other noninterest expense on the consolidated statement of income.

Table 21.3: Net Periodic Benefit Cost and Other Comprehensive Income

	December 31, 2021			December 31, 2020			December 31, 2019
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$17	—	—	14	—	—	11	—	—
Interest cost	296	12	11	325	16	16	419	22	23
Expected return on plan assets	(598)	—	(19)	(603)	—	(21)	(567)	—	(28)
Amortization of net actuarial loss (gain)	140	15	(20)	157	14	(19)	148	10	(17)
Amortization of prior service credit	—	—	(10)	—	—	(10)	—	—	(10)
Settlement loss	134	2	—	121	3	—	—	2	—
Net periodic benefit cost	(11)	29	(38)	14	33	(34)	11	34	(32)
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	(142)	(18)	(40)	517	25	(32)	38	49	(47)
Amortization of net actuarial gain (loss)	(140)	(15)	20	(157)	(14)	19	(148)	(10)	17
Amortization of prior service credit	—	—	10	—	—	10	—	—	10
Settlement	(134)	(2)	—	(121)	(3)	—	—	(2)	—
Total recognized in other comprehensive income	(416)	(35)	(10)	239	8	(3)	(110)	37	(20)
Total recognized in net periodic benefit cost and other comprehensive income	$(427)	(6)	(48)	253	41	(37)	(99)	71	(52)
Table 21.4 provides the amounts recognized in cumulative OCI (pre-tax).

Table 21.4: Benefits Recognized in Cumulative OCI

	December 31, 2021			December 31, 2020
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$3,049	159	(390)	3,465	194	(370)
Net prior service cost (credit)	1	—	(126)	1	—	(136)
Total	$3,050	159	(516)	3,466	194	(506)

Wells Fargo & Company	181

Note 21: Employee Benefits and Other Expenses (continued)
Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting Policies). Table 21.5 presents the weighted-average assumptions used to estimate the projected benefit obligation.

Table 21.5: Weighted-Average Assumptions Used to Estimate Projected Benefit Obligation

	December 31, 2021			December 31, 2020
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	2.85%	2.60	2.71	2.46	2.15	2.31
Interest crediting rate	2.69	1.25	N/A	2.66	0.87	N/A

Table 21.6 presents the weighted-average assumptions used to determine the net periodic benefit cost, including the impact of interim re-measurements as applicable.

Table 21.6: Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost

	December 31, 2021			December 31, 2020			December 31, 2019
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	2.63%	2.32	2.31	2.95	3.12	3.10	4.30	4.10	4.24
Interest crediting rate	2.68	1.08	N/A	2.68	1.46	N/A	3.22	2.05	N/A
Expected return on plan assets	5.17	N/A	3.50	5.74	N/A	4.00	6.24	N/A	5.75
To account for postretirement health care plans, we used health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation, we assumed an average annual increase of approximately 7.50% for health care costs in 2022. This rate is assumed to trend down 0.30%-0.40% per year until the trend rate reaches an ultimate rate of 4.50% in 2030. The 2021 periodic benefit cost was determined using an initial annual trend rate of 7.80%. This rate was assumed to decrease 0.30%-0.40% per year until the trend rate reached an ultimate rate of 4.50% in 2030.

Investment Strategy and Asset Allocation
We seek to achieve the expected long-term rate of return with a prudent level of risk, given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with a moderate amount of long-term growth opportunities while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies, coupled with an investment strategy for the fixed income assets that is generally designed to approximate the interest rate sensitivity of the Cash Balance Plan’s benefit obligations. The Cash Balance Plan currently has a target asset allocation mix comprised of the following ranges: 75%-85% fixed income, 10%-20% equities, and 0%-10% in real estate, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 50%-60% equities and 40%-50% fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust, which are predominantly invested in fixed income securities and cash. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in Table 21.7.

Table 21.7: Projected Benefit Payments

	Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits
Year ended December 31,
2022	$859	44	38
2023	734	42	36
2024	690	41	34
2025	696	39	33
2026	694	38	31
2027-2031	3,284	161	135

182	Wells Fargo & Company

Fair Value of Plan Assets
Table 21.8 presents the classification of the fair value of the pension plan and other benefit plan assets in the fair value hierarchy. See Note 17 (Fair Values of Assets and Liabilities) for a description of the fair value hierarchy.
Table 21.8: Pension and Other Benefit Plan Assets

	Carrying value at year end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2021
Cash and cash equivalents	$2	242	—	244	40	143	—	183
Long duration fixed income (1)	1,562	6,827	1	8,390	—	—	—	—
Intermediate (core) fixed income (2)	—	429	—	429	—	193	—	193
High-yield fixed income	—	134	—	134	—	—	—	—
International fixed income	—	83	—	83	—	—	—	—
Domestic large-cap stocks (3)	378	57	—	435	11	67	—	78
Domestic mid-cap stocks	104	60	—	164	—	20	—	20
Domestic small-cap stocks	94	6	—	100	—	11	—	11
Global stocks (4)	—	204	—	204	—	—	—	—
International stocks (5)	139	216	—	355	11	24	—	35
Emerging market stocks	30	96	—	126	—	—	—	—
Real estate	87	28	1	116	—	—	—	—
Hedge funds/absolute return	—	54	—	54	—	—	—	—
Other	111	45	9	165	6	—	24	30
Plan investments – excluding investments at NAV	$2,507	8,481	11	10,999	68	458	24	550
Investments at NAV (6)				533				—
Net receivables				49				—
Total plan assets				$11,581				550
December 31, 2020
Cash and cash equivalents	$68	154	—	222	46	145	—	191
Long duration fixed income (1)	1,032	6,092	—	7,124	—	—	—	—
Intermediate (core) fixed income (2)	—	333	—	333	—	186	—	186
High-yield fixed income	—	232	—	232	—	—	—	—
International fixed income	—	136	—	136	—	—	—	—
Domestic large-cap stocks (3)	647	242	—	889	—	74	—	74
Domestic mid-cap stocks	216	121	—	337	—	20	—	20
Domestic small-cap stocks	212	10	—	222	—	12	—	12
Global stocks (4)	—	417	—	417	—	—	—	—
International stocks (5)	260	440	1	701	12	25	—	37
Emerging market stocks	51	216	—	267	—	—	—	—
Real estate	133	44	2	179	—	—	—	—
Hedge funds/absolute return	73	77	—	150	—	—	—	—
Other	174	65	9	248	5	—	24	29
Plan investments – excluding investments at NAV	$2,866	8,579	12	11,457	63	462	24	549
Investments at NAV (6)				572				—
Net receivables				32				—
Total plan assets				$12,061				549
(1)This category includes a diversified mix of assets, which are being managed in accordance with a duration target of approximately 11 years and 12 years for December 31, 2021 and 2020 , respectively, and an emphasis on corporate credit bonds combined with investments in U.S. Treasury securities and other U.S. agency and non-agency bonds.
(2)This category includes assets that are intermediate duration, investment grade bonds held in investment strategies benchmarked to the Bloomberg U.S. Aggregate Bond Index or comparable index, including U.S. Treasury securities, agency and non-agency asset-backed bonds and corporate bonds.
(3)This category covers a broad range of investment styles, including active, enhanced index and passive approaches, as well as style characteristics of value, core and growth emphasized strategies. Assets in this category are currently diversified across eight unique investment strategies with no single investment manager strategy representing more than 2.0% of total plan assets in both years.
(4)This category consists of four and five unique investment strategies for December 31, 2021 and 2020, respectively, providing exposure to broadly diversified, global equity investments with no single strategy representing more than 1.0% and 1.5% of total Plan assets for December 31, 2021 and 2020, respectively.
(5)This category includes assets diversified across five unique investment strategies providing exposure to companies in developed market, non-U.S. countries with no single strategy representing more than 1.5% of total plan assets in both years.
(6)Consists of certain investments that are measured at fair value using NAV per share (or its equivalent) as a practical expedient and are excluded from the fair value hierarchy.

Wells Fargo & Company	183

Note 21: Employee Benefits and Other Expenses (continued)
Table 21.9 presents the changes in Level 3 pension plan and other benefit plan assets measured at fair value.

Table 21.9: Fair Value Level 3 Pension and Other Benefit Plan Assets

	Balance beginning of year	Gains (losses) (1)	Purchases, sales and settlements (net)	Transfer into/(out of) Level 3	Balance end of year
(in millions)
Year ended December 31, 2021
Pension plan assets	$12	6	(8)	1	11
Other benefits plan assets	24	—	—	—	24
Year ended December 31, 2020
Pension plan assets	16	(1)	(4)	1	12
Other benefits plan assets	24	—	—	—	24
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
Long Duration, Intermediate (Core), High-Yield, and International Fixed Income – includes investments traded on the secondary markets; prices are measured by using quoted market prices for similar securities, pricing models, and discounted cash flow analyses using significant inputs observable in the market where available, or a combination of multiple valuation techniques. This group of assets also includes highly liquid government securities such as U.S. Treasuries, limited partnerships valued at the NAV and collective investment funds described above.
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
Hedge Funds / Absolute Return – includes investments in registered investment companies, collective investment funds, and limited partnerships, as described above.
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
Effective January 2021, we implemented the following changes to the 401(k) Plan employer contributions: (1) with some exceptions, employees with one year of service must be employed in a benefit-eligible position on December 15; (2) added a new non-discretionary base contribution of 1% of certified compensation for employees with annual compensation of less than $75,000; (3) replaced the discretionary profit sharing contribution with a discretionary contribution for eligible employees with annual compensation of less than $150,000; and (4) revised the matching contribution vesting and timing. Eligible employees are 100% vested in their base and discretionary contributions after three years of service. A three-year service vesting requirement for matching contributions applies to employees hired after December 31, 2020. Base and matching contributions are made annually at year-end, and the discretionary contribution, if awarded, is made no later than the due date for the Company’s federal income tax return (including extensions) for the plan year. Additionally, we added installment payment options to the existing lump sum and partial lump sum distribution options and added optional advisory services.
Prior to January 2021, eligible employees who completed one year of service were eligible to receive the matching contributions quarterly, which are dollar for dollar up to 6% of certified compensation, and a discretionary profit sharing contribution up to 4% of certified compensation, if awarded, paid following the plan year. Matching contributions were 100% vested, and the discretionary profit sharing contributions required three years of vesting service (no change).
Total defined contribution retirement plan expenses were $1.1 billion in each of 2021, 2020 and 2019.

Other Expenses
Regulatory Charges and Assessments expense, which is included in other noninterest expense, was $842 million, $834 million, and $723 million in 2021, 2020 and 2019, respectively, and primarily consisted of Federal Deposit Insurance Corporation (FDIC) deposit assessment expense.

184	Wells Fargo & Company

Note 22: Restructuring Charges
The Company began pursuing various initiatives to reduce expenses and create a more efficient and streamlined organization in third quarter 2020. Actions from these initiatives may include (i) reorganizing and simplifying business processes and structures to improve internal operations and the customer experience, (ii) reducing headcount, (iii) optimizing third-party spending, including for our technology infrastructure, and (iv) rationalizing our branch and administrative locations, which may include consolidations and closures.
Restructuring charges are recorded as a component of noninterest expense on our consolidated statement of income. Changes in estimates represent reductions of noninterest expense based on refinements to previously estimated amounts, which reflect recent trends such as higher voluntary employee attrition, as well as changes in business activities.
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
•Other – Impairment of other assets and costs associated with our technology infrastructure.

Table 22.1 provides details on our restructuring charges.
Table 22.1: Accruals for Restructuring Charges

(in millions)	Personnel costs	Facility closure costs	Other	Total
December 31, 2019	$—	—	—	—
Restructuring charges	1,371	80	144	1,595
Payments and utilization	(105)	(80)	(100)	(285)
Changes in estimates	(96)	—	—	(96)
December 31, 2020	$1,170	—	44	1,214
Restructuring charges	716	10	—	726
Payments and utilization	(683)	(4)	(38)	(725)
Changes in estimates	(638)	(6)	(6)	(650)
December 31, 2021	$565	—	—	565

Wells Fargo & Company	185

Note 23: Income Taxes
Table 23.1 presents the components of income tax expense (benefit).
Table 23.1: Income Tax Expense (Benefit) (1)

	Year ended December 31,
(in millions)	2021	2020	2019
Current:
U.S. Federal	$5,850	2,231	6,781
U.S. State and local	849	(310)	2,018
Non-U.S.	171	211	154
Total current	6,870	2,132	8,953
Deferred:
U.S. Federal	(1,446)	(2,440)	(2,331)
U.S. State and local	200	(789)	(852)
Non-U.S.	(46)	(60)	(9)
Total deferred	(1,292)	(3,289)	(3,192)
Total	$5,578	(1,157)	5,761
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Table 23.2 reconciles the statutory federal income tax rate to the effective income tax rate. Our effective tax rate is calculated by dividing income tax expense (benefit) by income before income tax expense (benefit) less the net income from noncontrolling interests.

Table 23.2: Effective Income Tax Expense (Benefit) and Rate (1)

	December 31,
	2021		2020		2019
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$5,697	21.0%	$466	21.0%	$5,350	21.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	1,046	3.9	65	2.8	944	3.7
Tax-exempt interest	(316)	(1.2)	(358)	(16.1)	(460)	(1.8)
Tax credits, net of amortization (2)	(1,001)	(3.7)	(626)	(28.2)	(530)	(2.1)
Nondeductible expenses (3)	368	1.4	199	9.0	800	3.1
Changes in prior year unrecognized tax benefits, inclusive of interest	(122)	(0.4)	(938)	(42.2)	(88)	(0.3)
Other	(94)	(0.4)	35	1.6	(255)	(1.0)
Effective income tax expense (benefit) and rate	$5,578	20.6%	$(1,157)	(52.1)%	$5,761	22.6%
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Includes LIHTC proportional amortization expense, net of tax of $1.2 billion, $1.1 billion and $961 million in 2021, 2020 and 2019, respectively.
(3)Includes nondeductible litigation accruals. Also, includes $155 million of nondeductible goodwill in 2021.

186	Wells Fargo & Company

The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in Table 23.3.

Table 23.3: Net Deferred Taxes (1)

(in millions)	Dec 31, 2021	Dec 31, 2020
Deferred tax assets
Allowance for credit losses	$3,415	4,871
Deferred compensation and employee benefits	3,124	3,225
Accrued expenses	1,300	1,503
Lease liabilities (2)	1,142	1,262
Net operating loss and tax credit carry forwards	382	366
Other	1,048	944
Total deferred tax assets	10,411	12,171
Deferred tax assets valuation allowance	(267)	(310)
Deferred tax liabilities
Mark to market, net	(3,631)	(4,043)
Leasing and fixed assets	(3,523)	(4,163)
Mortgage servicing rights	(2,414)	(2,647)
Right-of-use assets (2)	(948)	(1,085)
Intangible assets	(559)	(605)
Basis difference in investments	(496)	(1,484)
Net unrealized gains on debt securities	(278)	(1,056)
Other	(1,082)	(1,468)
Total deferred tax liabilities	(12,931)	(16,551)
Net deferred tax liability (3)(4)	$(2,787)	(4,690)
(1)Prior period balances have been revised to conform with the current period presentation.
(2)We revised prior period balances to separate deferred tax assets and liabilities that were previously reported on a net basis. This change had no impact on the net deferred tax liability that was previously reported.
(3)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. For additional information, see Note 1 (Summary of Significant Accounting Policies). As a result of these changes, the net deferred tax liability decreased by $68 million at December 31, 2020.
(4)The net deferred tax liability is included in accrued expenses and other liabilities.
Deferred taxes related to net unrealized gains (losses) on debt securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in cumulative OCI. See Note 25 (Other Comprehensive Income) for additional information.
We have determined that a valuation allowance is required for 2021 in the amount of $267 million, attributable to deferred tax assets in various state and non-U.S. jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized due to lack of sources of taxable income, limitations on carry back of losses or credits and the inability to implement tax planning to realize these deferred tax assets. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carry back periods, and our ability to implement tax planning strategies.
At December 31, 2021, we had net operating loss and tax credit carry forwards with related deferred tax assets of $382 million. If these carry forwards are not utilized, they will mostly expire in varying amounts through December 31, 2041.
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
Table 23.4 presents the change in unrecognized tax benefits.

Table 23.4: Change in Unrecognized Tax Benefits

	Year ended December 31,
(in millions)	2021	2020
Balance at beginning of year	$4,826	6,996
Additions:
For tax positions related to the current year	441	52
For tax positions related to prior years	259	263
Reductions:
For tax positions related to prior years	(124)	(1,820)
Lapse of statute of limitations	(164)	(3)
Settlements with tax authorities	(20)	(662)
Balance at end of year	$5,218	4,826
Of the $5.2 billion of unrecognized tax benefits at December 31, 2021, approximately $3.7 billion would, if recognized, affect the effective tax rate. The remaining $1.5 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We account for interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2021 and 2020, we have accrued approximately $914 million and $951 million, respectively, for interest and penalties, net of tax. In 2021 and 2020, we recognized income tax expense (benefit), net of tax, of $(33) million and $10 million, respectively, related to interest and penalties.
We are subject to U.S. federal income tax as well as income tax in numerous state and non-U.S. jurisdictions. We are routinely examined by tax authorities in these various jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and non-U.S. income tax examinations for taxable years prior to 2011. It is reasonably possible that one or more of the examinations or appeals may be resolved within the next twelve months resulting in a decrease of up to $1.5 billion of our gross unrecognized tax benefits. Table 23.5 summarizes our major tax jurisdiction examination status as of December 31, 2021.

Table 23.5: Tax Examination Status

Jurisdiction	Tax Year(s)	Status
United States	2011-2014	Administrative appeals
United States	2015-2018	Field examination
California	2015-2016	Field examination
New York	2015-2019	Field examination

Wells Fargo & Company	187

Note 24: Earnings and Dividends Per Common Share
Table 24.1 shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
See the Consolidated Statement of Changes in Equity and Note 19 (Common Stock and Stock Plans) for information about stock and options activity.

Table 24.1: Earnings Per Common Share Calculations

		Year ended December 31,
	(in millions, except per share amounts)	2021	2020	2019
	Wells Fargo net income (1)	$21,548	3,377	19,715
	Less: Preferred stock dividends and other (2)	1,292	1,591	1,612
	Wells Fargo net income applicable to common stock (numerator) (1)	$20,256	1,786	18,103
	Earnings per common share
	Average common shares outstanding (denominator)	4,061.9	4,118.0	4,393.1
	Per share	$4.99	0.43	4.12
	Diluted earnings per common share
	Average common shares outstanding	4,061.9	4,118.0	4,393.1
Add:	Stock options (3)	—	—	0.8
	Restricted share rights (3)	34.3	16.2	31.5
	Diluted average common shares outstanding (denominator)	4,096.2	4,134.2	4,425.4
	Per share	$4.95	0.43	4.09
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)The years ended December 31, 2021, 2020 and 2019, balance includes $87 million, $301 million and $220 million, respectively, from the elimination of discounts or issuance costs associated with redemptions of preferred stock.
(3)Calculated using the treasury stock method.
Table 24.2 presents the outstanding securities that were anti-dilutive and therefore not included in the calculation of diluted earnings per common share.
Table 24.2: Outstanding Anti-Dilutive Securities

	Weighted-average shares
	Year ended December 31,
(in millions)	2021	2020	2019
Convertible Preferred Stock, Series L (1)	25.3	25.3	25.3
Restricted share rights (2)	0.2	1.1	—
(1)    Calculated using the if-converted method.
(2)    Calculated using the treasury stock method.
Table 24.3 presents dividends declared per common share.
Table 24.3: Dividends Declared Per Common Share

	Year ended December 31,
	2021	2020	2019
Per common share	$0.60	1.22	1.92

188	Wells Fargo & Company

Note 25: Other Comprehensive Income
Table 25.1 provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects.

Table 25.1: Summary of Other Comprehensive Income

	Year ended December 31,
	2021			2020			2019
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Debt securities:
Net unrealized gains (losses) arising during the period	(3,070)	759	(2,311)	2,317	(570)	1,747	$5,439	(1,337)	4,102
Reclassification of net (gains) losses to net income:
Interest income on debt securities (1)	474	(117)	357	532	(132)	400	263	(65)	198
Net gains on debt securities	(553)	134	(419)	(873)	213	(660)	(140)	34	(106)
Other noninterest income	(3)	1	(2)	—	—	—	(1)	—	(1)
Subtotal reclassifications to net income	(82)	18	(64)	(341)	81	(260)	122	(31)	91
Net change	(3,152)	777	(2,375)	1,976	(489)	1,487	5,561	(1,368)	4,193
Derivatives and hedging activities:
Fair Value Hedges:
Change in fair value of excluded components on fair value hedges (2)	81	(20)	61	(31)	7	(24)	(3)	1	(2)
Cash Flow Hedges:
Net unrealized gains (losses) arising during the period on cash flow hedges	(12)	3	(9)	10	(2)	8	(21)	5	(16)
Reclassification of net (gains) losses to net income:
Interest income on loans	137	(34)	103	215	(53)	162	291	(72)	219
Interest expense on long-term debt	6	(2)	4	4	(1)	3	8	(2)	6
Subtotal reclassifications to net income	143	(36)	107	219	(54)	165	299	(74)	225
Net change	212	(53)	159	198	(49)	149	275	(68)	207
Defined benefit plans adjustments:
Net actuarial and prior service gains (losses) arising during the period	200	(50)	150	(510)	126	(384)	(40)	10	(30)
Reclassification of amounts to noninterest expense (3):
Amortization of net actuarial loss	135	(33)	102	152	(37)	115	141	(35)	106
Settlements and other	126	(29)	97	114	(26)	88	(8)	5	(3)
Subtotal reclassifications to noninterest expense	261	(62)	199	266	(63)	203	133	(30)	103
Net change	461	(112)	349	(244)	63	(181)	93	(20)	73
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	(30)	1	(29)	52	(2)	50	73	(2)	71
Reclassification of net (gains) losses to net income:
Other noninterest income	(1)	—	(1)	—	—	—	—	—	—
Net change	(31)	1	(30)	52	(2)	50	73	(2)	71
Other comprehensive income (loss)	(2,510)	613	(1,897)	1,982	(477)	1,505	6,002	(1,458)	4,544
Less: Other comprehensive loss from noncontrolling interests, net of tax			(1)			—			—
Wells Fargo other comprehensive income (loss), net of tax			(1,896)			1,505			4,544
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
(3)These items are included in the computation of net periodic benefit cost (see Note 21 (Employee Benefits and Other Expenses) for additional information).

Wells Fargo & Company	189

Note 25: Other Comprehensive Income (continued)
Table 25.2 provides the cumulative OCI balance activity on an after-tax basis.

Table 25.2: Cumulative OCI Balances

(in millions)	Debt securities	Fair value hedges (1)	Cash flow hedges (2)	Defined benefit plans adjustments	Foreign currency translation adjustments	Cumulative other comprehensive income (loss)
Balance, December 31, 2018	$(3,122)	(178)	(507)	(2,296)	(233)	(6,336)
Transition adjustment (3)	481	—	—	—	—	481
Balance, January 1, 2019	(2,641)	(178)	(507)	(2,296)	(233)	(5,855)
Net unrealized gains (losses) arising during the period	4,102	(2)	(16)	(30)	71	4,125
Amounts reclassified from accumulated other comprehensive income	91	—	225	103	—	419
Net change	4,193	(2)	209	73	71	4,544
Less: Other comprehensive income from noncontrolling interests	—	—	—	—	—	—
Balance, December 31, 2019	1,552	(180)	(298)	(2,223)	(162)	(1,311)
Net unrealized gains (losses) arising during the period	1,747	(24)	8	(384)	50	1,397
Amounts reclassified from accumulated other comprehensive income	(260)	—	165	203	—	108
Net change	1,487	(24)	173	(181)	50	1,505
Less: Other comprehensive income from noncontrolling interests	—	—	—	—	—	—
Balance, December 31, 2020	3,039	(204)	(125)	(2,404)	(112)	194
Net unrealized gains (losses) arising during the period	(2,311)	61	(9)	150	(29)	(2,138)
Amounts reclassified from accumulated other comprehensive income	(64)	—	107	199	(1)	241
Net change	(2,375)	61	98	349	(30)	(1,897)
Less: Other comprehensive loss from noncontrolling interests	(1)	—	—	—	—	(1)
Balance, December 31, 2021	665	(143)	(27)	(2,055)	(142)	(1,702)
(1)Substantially all of the amounts for fair value hedges are foreign exchange contracts.
(2)Majority of the amounts for cash flow hedges are interest rate contracts.
(3)The transition adjustment relates to our adoption of ASU 2017-08-Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities in first quarter 2019.

190	Wells Fargo & Company

Note 26: Operating Segments
Our management reporting is organized into four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. All other business activities that are not included in the reportable operating segments have been included in Corporate. We define our reportable operating segments by type of product and customer segment, and their results are based on our management reporting process. The management reporting process measures the performance of the reportable operating segments based on the Company’s management structure, and the results are regularly reviewed by our Chief Executive Officer and Operating Committee. The management reporting process is based on U.S. GAAP and includes specific adjustments, such as funds transfer pricing for asset/liability management, shared revenues and expenses, and taxable-equivalent adjustments to consistently reflect income from taxable and tax-exempt sources, which allows management to assess performance consistently across the operating segments.
In February 2021, we announced an agreement to sell Wells Fargo Asset Management (WFAM), and in first quarter 2021, we moved the business from the Wealth and Investment Management operating segment to Corporate. In March 2021, we announced an agreement to sell our Corporate Trust Services business and, in second quarter 2021, we moved the business from the Commercial Banking operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation. These changes did not impact the previously reported consolidated financial results of the Company. On November 1, 2021, we closed the sales of our Corporate Trust Services business and WFAM.
In second quarter 2021, we elected to change our accounting method for low-income housing tax credit (LIHTC) investments and elected to change the presentation of investment tax credits related to solar energy investments. These accounting policy changes had a nominal impact on reportable operating segment results. Prior period financial statement line items for the Company, as well as for the reportable operating segments, have been revised to conform with the current period presentation. Our LIHTC investments are included in the Corporate and Investment Banking operating segment and our solar energy investments are included in the Commercial Banking operating segment. For additional information, see Note 1 (Summary of Significant Accounting Policies).

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

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. In addition, Corporate includes all restructuring charges related to our efficiency initiatives. See Note 22 (Restructuring Charges) for additional information on restructuring charges. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.

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

Wells Fargo & Company	191

Note 26: Operating Segments (continued)
Table 26.1 presents our results by operating segment.
Table 26.1: Operating Segments

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2021
Net interest income (2)	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income	12,070	3,589	6,429	11,776	10,036	(1,187)	42,713
Total revenue	34,877	8,549	13,839	14,346	8,495	(1,614)	78,492
Provision for credit losses	(1,178)	(1,500)	(1,439)	(95)	57	—	(4,155)
Noninterest expense	24,648	5,862	7,200	11,734	4,387	—	53,831
Income (loss) before income tax expense (benefit)	11,407	4,187	8,078	2,707	4,051	(1,614)	28,816
Income tax expense (benefit)	2,852	1,045	2,019	680	596	(1,614)	5,578
Net income before noncontrolling interests	8,555	3,142	6,059	2,027	3,455	—	23,238
Less: Net income (loss) from noncontrolling interests	—	8	(3)	—	1,685	—	1,690
Net income	$8,555	3,134	6,062	2,027	1,770	—	21,548
Year ended December 31, 2020
Net interest income (2)	$23,378	6,134	7,509	2,988	441	(494)	39,956
Noninterest income	10,638	3,041	6,419	10,225	4,916	(931)	34,308
Total revenue	34,016	9,175	13,928	13,213	5,357	(1,425)	74,264
Provision for credit losses	5,662	3,744	4,946	249	(472)	—	14,129
Noninterest expense	26,976	6,323	7,703	10,912	5,716	—	57,630
Income (loss) before income tax expense (benefit)	1,378	(892)	1,279	2,052	113	(1,425)	2,505
Income tax expense (benefit)	302	(208)	330	514	(670)	(1,425)	(1,157)
Net income (loss) before noncontrolling interests	1,076	(684)	949	1,538	783	—	3,662
Less: Net income (loss) from noncontrolling interests	—	5	(1)	—	281	—	285
Net income (loss)	$1,076	(689)	950	1,538	502	—	3,377
Year ended December 31, 2019
Net interest income (2)	$25,786	7,981	8,008	3,906	2,246	(624)	47,303
Noninterest income	12,105	3,721	6,442	10,506	7,550	(795)	39,529
Total revenue	37,891	11,702	14,450	14,412	9,796	(1,419)	86,832
Provision for credit losses	2,184	190	173	2	138	—	2,687
Noninterest expense	26,998	6,598	7,432	12,167	4,983	—	58,178
Income (loss) before income tax expense (benefit)	8,709	4,914	6,845	2,243	4,675	(1,419)	25,967
Income tax expense (benefit)	2,814	1,246	1,658	562	900	(1,419)	5,761
Net income before noncontrolling interests	5,895	3,668	5,187	1,681	3,775	—	20,206
Less: Net income (loss) from noncontrolling interests	—	6	(1)	—	486	—	491
Net income	$5,895	3,662	5,188	1,681	3,289	—	19,715
Year ended December 31, 2021
Loans (average)	$333,885	181,237	257,036	82,364	9,766	—	864,288
Assets (average)	388,208	198,761	523,344	88,503	743,089	—	1,941,905
Deposits (average)	834,739	197,269	189,176	176,562	40,066	—	1,437,812

Loans (period-end)	326,574	190,348	284,374	84,101	9,997	—	895,394
Assets (period-end)	378,620	210,810	546,549	90,754	721,335	—	1,948,068
Deposits (period-end)	883,674	205,428	168,609	192,548	32,220	—	1,482,479
Year ended December 31, 2020
Loans (average)	$376,463	211,436	255,324	78,775	19,790	—	941,788
Assets (average)	432,042	226,961	521,514	85,942	675,250	—	1,941,709
Deposits (average)	722,085	178,946	234,332	162,476	78,172	—	1,376,011

Loans (period-end)	362,796	188,977	244,456	80,785	10,623	—	887,637
Assets (period-end)	420,995	206,953	508,518	87,778	728,667	—	1,952,911
Deposits (period-end)	784,565	188,292	203,004	175,483	53,037	—	1,404,381
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
(2)Net interest income is interest earned on assets minus the interest paid on liabilities to fund those assets. Segment interest earned includes actual interest income on segment assets as well as a funding credit for their deposits. Segment interest paid on liabilities includes actual interest expense on segment liabilities as well as a funding charge for their assets.

192	Wells Fargo & Company

Note 27: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Table 27.1: Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2021	2020	2019
Income
Dividends from subsidiaries (1)	$17,895	42,578	21,930
Interest income from subsidiaries	3,934	1,295	3,356
Other interest income	1	3	43
Other income	(418)	(231)	(162)
Total income	21,412	43,645	25,167
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	89	155	664
Long-term debt	2,823	3,591	4,931
Other	—	—	2
Noninterest expense	309	794	1,327
Total expense	3,221	4,540	6,924
Income before income tax benefit and equity in undistributed income of subsidiaries	18,191	39,105	18,243
Income tax benefit	(819)	(1,694)	(945)
Equity in undistributed income of subsidiaries (2)	2,538	(37,422)	527
Net income (2)	$21,548	3,377	19,715
(1)     Includes dividends paid from indirect bank subsidiaries of $15.2 billion, $1.8 billion and $21.8 billion in 2021, 2020 and 2019, respectively.
(2)     In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Table 27.2: Parent-Only Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2021	2020	2019
Net income (1)	$21,548	3,377	19,715
Other comprehensive income (loss), net of tax:
Debt securities	5	(10)	(45)
Derivatives and hedging activities	49	(2)	(12)
Defined benefit plans adjustments	347	(178)	75
Equity in other comprehensive income (loss) of subsidiaries	(2,297)	1,695	4,526
Other comprehensive income, net of tax:	(1,896)	1,505	4,544
Total comprehensive income (1)	$19,652	4,882	24,259
(1)     In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Wells Fargo & Company	193

Note 27: Parent-Only Financial Statements (continued)
Table 27.3: Parent-Only Balance Sheet

(in millions)	Dec 31, 2021	Dec 31, 2020
Assets
Cash, cash equivalents, and restricted cash due from subsidiary banks	$15,134	14,817
Loans to nonbank subsidiaries	185,050	185,046
Investments in subsidiaries (1) (2)	172,926	172,637
Equity securities	140	144
Other assets	7,341	5,857
Total assets	$380,591	378,501
Liabilities and equity
Accrued expenses and other liabilities	$7,333	8,249
Long-term debt	146,082	181,956
Indebtedness to nonbank subsidiaries	39,570	3,616
Total liabilities	192,985	193,821
Stockholders’ equity (1)	187,606	184,680
Total liabilities and equity	$380,591	378,501
(1)In second quarter 2021, we elected to change our accounting method for low-income housing tax credit investments and elected to change the presentation of investment tax credits related to solar energy investments. Prior period balances have been revised to conform with the current period presentation. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)The years ended December 31, 2021 and 2020, include indirect ownership of bank subsidiaries with equity of $173.7 billion and $173.3 billion, respectively.
Table 27.4: Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2021	2020	2019
Cash flows from operating activities:
Net cash provided by operating activities	$11,938	50,193	27,601
Cash flows from investing activities:
Equity securities, not held for trading:
Proceeds from sales and capital returns	11	2,333	326
Purchases	(18)	(1,479)	(1,052)
Loans:
Net repayments from (advances to) subsidiaries	—	10	(3)
Capital notes and term loans made to subsidiaries	(3,500)	(38,547)	(5,286)
Principal collected on notes/loans made to subsidiaries	2,618	558	1,703
Net decrease (increase) in investment in subsidiaries	—	425	(384)
Other, net	14	16	22
Net cash used by investing activities	(875)	(36,684)	(4,674)
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings and indebtedness to subsidiaries	35,958	(22,613)	(636)
Long-term debt:
Proceeds from issuance	1,001	34,918	20,369
Repayment	(28,331)	(15,803)	(8,143)
Preferred stock:
Proceeds from issuance	5,756	3,116	—
Redeemed	(6,675)	(3,602)	(1,550)
Cash dividends paid	(1,205)	(1,290)	(1,391)
Common stock:
Repurchased	(14,464)	(3,415)	(24,533)
Cash dividends paid	(2,422)	(4,852)	(8,198)
Other, net (1)	(364)	(100)	(197)
Net cash used by financing activities	(10,746)	(13,641)	(24,279)
Net change in cash, cash equivalents, and restricted cash	317	(132)	(1,352)
Cash, cash equivalents, and restricted cash at beginning of year	14,817	14,949	16,301
Cash, cash equivalents, and restricted cash at end of year	$15,134	14,817	14,949
(1)Prior period balances have been revised to conform with the current period presentation.

194	Wells Fargo & Company

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
Table 28.1 presents regulatory capital information for Wells Fargo & Company and the Bank in accordance with Basel III capital requirements. We must calculate our risk-based capital ratios under both the Standardized and Advanced Approaches. The Standardized Approach applies assigned risk weights to broad risk categories, while the calculation of risk-weighted assets (RWAs) under the Advanced Approach differs by requiring applicable banks to utilize a risk-sensitive methodology, which relies upon the use of internal credit models, and includes an operational risk component. The Basel III capital requirements for calculating Common Equity Tier 1 (CET1) and tier 1 capital, along with RWAs, are fully phased-in. However, the requirements for determining tier 2 and total capital remained in accordance with transition requirements at December 31, 2021, but became fully phased-in beginning January 1, 2022. Accordingly, the information presented below reflects fully phased-in CET1 capital, tier 1 capital, and RWAs, but reflects total capital still in accordance with transition requirements.
At December 31, 2021, the Bank and our other insured depository institutions were considered well-capitalized under the requirements of the Federal Deposit Insurance Act.

Table 28.1: Regulatory Capital Information (1)

	Wells Fargo & Company					Wells Fargo Bank, N.A.
	Standardized Approach			Advanced Approach		Standardized Approach			Advanced Approach
(in millions, except ratios)	December 31, 2021		December 31, 2020	December 31, 2021	December 31, 2020	December 31, 2021		December 31, 2020	December 31, 2021	December 31, 2020
Regulatory capital:
Common Equity Tier 1	$140,643		138,297	140,643	138,297	149,318		150,168	149,318	150,168
Tier 1	159,671		158,196	159,671	158,196	149,318		150,168	149,318	150,168
Total	196,308		196,660	186,580	186,934	173,044		173,719	163,213	164,412
Assets:
Risk-weighted assets	1,239,026		1,193,744	1,116,068	1,158,355	1,137,839		1,085,599	965,511	1,012,751
Adjusted average assets	1,915,585		1,900,258	1,915,585	1,900,258	1,758,479		1,735,406	1,758,479	1,735,406
Regulatory capital ratios:
Common Equity Tier 1 capital	11.35%	*	11.59	12.60	11.94	13.12	*	13.83	15.47	14.83
Tier 1 capital	12.89	*	13.25	14.31	13.66	13.12	*	13.83	15.47	14.83
Total capital	15.84	*	16.47	16.72	16.14	15.21	*	16.00	16.90	16.23
Required minimum capital ratios:
Common Equity Tier 1 capital	9.60		9.00	9.00	9.00	7.00		7.00	7.00	7.00
Tier 1 capital	11.10		10.50	10.50	10.50	8.50		8.50	8.50	8.50
Total capital	13.10		12.50	12.50	12.50	10.50		10.50	10.50	10.50
	Wells Fargo & Company					Wells Fargo Bank, N.A.
	December 31, 2021			December 31, 2020		December 31, 2021			December 31, 2020
Regulatory leverage:
Total leverage exposure (2)	$2,316,079			1,963,971		2,133,798			2,041,952
Supplementary leverage ratio (SLR) (2)	6.89%			8.05		7.00			7.35
Tier 1 leverage ratio (3)	8.34			8.32		8.49			8.65
Required minimum leverage:
Supplementary leverage ratio	5.00			5.00		6.00			6.00
Tier 1 leverage ratio	4.00			4.00		4.00			4.00
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2021.
(1)At December 31, 2021, the impact of the CECL transition provision issued by federal banking regulators on the regulatory capital of the Company was an increase in capital of $241 million, reflecting a $991 million (post-tax) increase in capital recognized upon our initial adoption of CECL, offset by 25% of the $4.9 billion increase in our ACL under CECL from January 1, 2020, through December 31, 2021. The impact of the CECL transition provision on the regulatory capital of the Bank at December 31, 2021, was an increase in capital of $463 million.
(2)The SLR consists of tier 1 capital divided by total leverage exposure. Total leverage exposure consists of total average assets, less goodwill and other permitted tier 1 capital deductions (net of deferred tax liabilities), plus certain off-balance sheet exposures.
(3)The tier 1 leverage ratio consists of tier 1 capital divided by total average assets, excluding goodwill and certain other items as determined under the rule.

At December 31, 2021, under transition requirements, the CET1, tier 1 and total capital ratio requirements for the Company included a global systemically important bank (G-SIB) surcharge of 2.00%. The G-SIB surcharge is not applicable to the Bank. In addition, the CET1, tier 1 and total capital ratio requirements for the Company included a stress capital buffer of 3.10% under the Standardized Approach and a capital conservation buffer of 2.50% under the Advanced Approach. The capital ratio requirements for the Bank included a capital conservation buffer of 2.50% under both the Standardized and Advanced Approaches. The Company is required to maintain these risk-based capital ratios and to maintain an SLR of at least 5.00% (composed of a 3.00% minimum requirement plus a supplementary leverage buffer of 2.00%) to avoid restrictions on capital distributions and discretionary bonus payments. The Bank is required to maintain an SLR of at least 6.00% to be considered well-capitalized under applicable regulatory capital adequacy rules.
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

Wells Fargo & Company	195

Note 28: Regulatory Capital Requirements and Other Restrictions (continued)
requirements of the capital plan rule and is also subject to the Parent meeting or exceeding certain regulatory capital minimums.

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
Additionally, federal laws and regulations limit the dividends that a national bank may pay. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are generally limited to that bank’s retained net income for the preceding two calendar years plus net income up to the date of any dividend declaration in the current calendar year. Retained net income, as defined by the OCC, consists of net income less dividends declared during the period. Our national bank subsidiaries could have declared additional dividends of $5.1 billion at December 31, 2021, without obtaining prior regulatory approval. We have elected to retain higher capital at our national bank subsidiaries to meet internal capital policy minimums and regulatory requirements.
Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. In addition, under a Support Agreement dated June 28, 2017, as amended and restated on June 26, 2019, among Wells Fargo & Company, the parent holding company (the “Parent”), WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, Wells Fargo Clearing Services, LLC, and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes or identified from time to time as related support entities in our resolution plan, the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code. Based on retained earnings at December 31, 2021, our nonbank subsidiaries could have declared additional dividends of $28.3 billion at December 31, 2021, without obtaining prior regulatory approval.
Cash Restrictions
Cash and cash equivalents may be restricted as to usage or withdrawal. Table 28.2 provides a summary of restrictions on cash and cash equivalents.
Table 28.2: Nature of Restrictions on Cash and Cash Equivalents

(in millions)	Dec 31, 2021	Dec 31, 2020
Reserve balance for non-U.S. central banks	$382	243
Segregated for benefit of brokerage customers under federal and other brokerage regulations	830	957

196	Wells Fargo & Company

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Wells Fargo & Company and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 22, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL).

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
Assessment of the allowance for credit losses for loans (ACL)
As discussed in Notes 1 and 4 to the consolidated financial statements, the Company’s ACL as of December 31, 2021 was $13.8 billion. The ACL includes the measurement of expected credit losses on a collective basis for those loans that share similar risk characteristics utilizing multiple credit loss models. The Company estimated the ACL for commercial loans by applying probability of default and severity of loss estimates to an expected exposure at default. The probability of default and severity of loss estimates are statistically derived through historical observation of default and losses after default for each credit risk rating. The Company estimated the ACL for consumer loans utilizing credit loss models which forecast expected credit losses in the portfolio based on historical experience of delinquency and default rates and loss severity. The Company’s credit loss models utilize economic variables, including economic assumptions forecast over a reasonable and supportable forecast period. The Company forecasts multiple economic scenarios and applies weighting to the scenarios that are used to measure expected credit losses. After the reasonable and supportable forecast period, the Company reverts over the reversion period to its historical loss rates, evaluated through historical observations of default and losses after default. A portion of the ACL is comprised of adjustments for qualitative factors which may not be adequately captured in the loss models.

Wells Fargo & Company	197

We identified the assessment of the ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the ACL. Specifically, the assessment encompassed the evaluation of the ACL methodology for collectively evaluated loans, including the methods and models used to estimate (1) probability of default and severity of loss estimates, significant economic assumptions, the reasonable and supportable forecast period, the historical observation period, and credit risk ratings for commercial loans, and (2) the adjustments for qualitative factors that may not be captured in the loss models. The assessment also included an evaluation of the conceptual soundness and performance of certain credit loss models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the measurement of the ACL estimate, including controls over the:
•development of certain credit loss models
•continued use and appropriateness of changes made to certain credit loss and economic forecasting models
•performance monitoring of certain credit loss and economic forecasting models
•identification and determination of the significant assumptions used in certain credit loss and economic forecasting models
•development of the qualitative factors, including significant assumptions used in the measurement of certain qualitative factors
•analysis of the ACL results, trends, and ratios.
We evaluated the Company’s process to develop the estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:
•evaluating the Company’s ACL methodology for compliance with U.S. generally accepted accounting principles
•evaluating judgments made by the Company relative to the development, assessment and performance testing of certain credit loss models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices
•assessing the conceptual soundness of the credit loss models, including the selection of certain assumptions, by inspecting the model documentation to determine whether the models are suitable for their intended use
•evaluating the methodology used to develop the forecasted economic scenarios, the selection of underlying assumptions and the weighting of scenarios by comparing it to the Company’s business environment
•assessing the forecasted economic scenarios through comparison to publicly available forecasts
•testing the historical observation period and reasonable and supportable forecast periods to evaluate the length of each period
•testing individual credit risk ratings for a selection of commercial loans by evaluating the financial performance of the borrower, sources of repayment, and any relevant guarantees or underlying collateral
•evaluating the methodology and assumptions used to develop certain qualitative factors and the effect of those factors on the ACL compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.
We also assessed the sufficiency of the audit evidence obtained related to the ACL estimates by evaluating the:
•cumulative results of the audit procedures
•qualitative aspects of the Company’s accounting practices
•potential bias in the accounting estimates.
Assessment of the residential mortgage servicing rights (MSRs)
As discussed in Notes 1, 8, 9 and 17 to the consolidated financial statements, the Company’s residential MSR asset as of December 31, 2021 was $6.9 billion on an underlying loan servicing portfolio of $718 billion. The Company recognizes MSRs when it retains servicing rights in connection with the sale or securitization of loans it originated or purchases servicing rights from third parties and has elected to carry its residential MSRs at fair value with periodic changes reflected in earnings. The Company uses a valuation model for determining fair value that calculates the present value of estimated future net servicing income cash flows, which incorporates assumptions that market participants use in estimating future net servicing income cash flows. These assumptions include estimates of prepayment rates (including estimated borrower defaults), discount rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. The estimated fair value of MSRs is periodically benchmarked to independent appraisals.
We identified the assessment of the valuation of residential MSRs as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the MSRs. Specifically, there was a high degree of subjectivity used to evaluate the following assumptions because they are unobservable and

198	Wells Fargo & Company

the sensitivity of changes to those assumptions had a significant effect on the valuation (1) prepayment rates, (2) discount rates, and (3) cost to service. There was also a high degree of subjectivity and potential for management bias related to updates made to significant assumptions due to changes in market conditions, mortgage interest rates, or servicing standards.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the critical audit matter. This included controls related to the:
•assessment of the valuation model
•evaluation of the significant assumptions (prepayment rates, discount rates, and cost to service) used in determining the MSR fair value
•comparison of the MSR fair value to independent appraisals.

We evaluated the Company’s process to develop the MSR fair value by testing certain sources of data and assumptions that the Company used and considered the relevance and reliability of such data and assumptions. In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in:
•evaluating the design of the valuation model used to estimate the MSR fair value in accordance with relevant U.S. generally accepted accounting principles
•evaluating significant assumptions based on an analysis of backtesting results and a comparison of significant assumptions to available data for comparable entities and independent appraisals
•assessing significant assumption updates made during the year by considering backtesting results, external market events, independent appraisals, and other circumstances that a market participant would have expected to be incorporated in the valuation that were not incorporated.

/s/ KPMG LLP

We have served as the Company’s auditor since 1931.

Charlotte, North Carolina
February 22, 2022

Wells Fargo & Company	199

Quarterly Financial Data
Condensed Consolidated Statement of Income – Quarterly (Unaudited)
	2021				2020
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income	$10,121	9,834	9,693	10,046	10,550	10,811	11,813	14,745
Interest expense	859	925	893	1,238	1,195	1,432	1,921	3,415
Net interest income	9,262	8,909	8,800	8,808	9,355	9,379	9,892	11,330
Noninterest income
Deposit and lending-related fees	1,819	1,781	1,704	1,616	1,689	1,651	1,465	1,797
Investment advisory and other asset-based fees	2,579	2,882	2,794	2,756	2,598	2,505	2,254	2,506
Commissions and brokerage services fees	558	525	580	636	589	568	550	677
Investment banking fees	669	547	570	568	486	441	547	391
Card fees	1,071	1,078	1,077	949	943	912	797	892
Mortgage banking	1,035	1,259	1,336	1,326	1,207	1,590	317	379
Net gains (losses) from trading and securities	2,412	1,244	2,717	891	984	1,274	1,552	(1,100)
Other	1,451	609	692	982	638	996	912	1,301
Total noninterest income	11,594	9,925	11,470	9,724	9,134	9,937	8,394	6,843
Total revenue	20,856	18,834	20,270	18,532	18,489	19,316	18,286	18,173
Provision for credit losses	(452)	(1,395)	(1,260)	(1,048)	(179)	769	9,534	4,005
Noninterest expense
Personnel	8,475	8,690	8,818	9,558	8,948	8,624	8,916	8,323
Technology, telecommunications and equipment	827	741	815	844	838	791	672	798
Occupancy	725	738	735	770	826	851	871	715
Operating losses	512	540	303	213	621	1,219	1,219	464
Professional and outside services	1,468	1,417	1,450	1,388	1,664	1,760	1,676	1,606
Advertising and promotion	225	153	132	90	138	144	137	181
Restructuring charges	66	1	(4)	13	781	718	—	—
Other	900	1,023	1,092	1,113	986	1,122	1,060	961
Total noninterest expense	13,198	13,303	13,341	13,989	14,802	15,229	14,551	13,048
Income (loss) before income tax expense (benefit)	8,110	6,926	8,189	5,591	3,866	3,318	(5,799)	1,120
Income tax expense (benefit)	1,711	1,521	1,445	901	574	(83)	(2,001)	353
Net income (loss) before noncontrolling interests	6,399	5,405	6,744	4,690	3,292	3,401	(3,798)	767
Less: Net income (loss) from noncontrolling interests	649	283	704	54	201	185	48	(149)
Wells Fargo net income (loss)	$5,750	5,122	6,040	4,636	3,091	3,216	(3,846)	916
Less: Preferred stock dividends and other	280	335	297	380	350	315	314	612
Wells Fargo net income (loss) applicable to common stock	$5,470	4,787	5,743	4,256	2,741	2,901	(4,160)	304
Per share information
Earnings (loss) per common share	$1.39	1.18	1.39	1.03	0.66	0.70	(1.01)	0.07
Diluted earnings (loss) per common share	1.38	1.17	1.38	1.02	0.66	0.70	(1.01)	0.07
Average common shares outstanding	3,927.6	4,056.3	4,124.6	4,141.3	4,137.6	4,123.8	4,105.5	4,104.8
Diluted average common shares outstanding	3,964.7	4,090.4	4,156.1	4,171.0	4,151.3	4,132.2	4,105.5	4,135.3

200	Wells Fargo & Company

Average Balances, Yields and Rates Paid (Taxable-Equivalent basis) – Quarterly (1) – (Unaudited)

	Quarter ended December 31,
	2021			2020
(in millions)	Average balance	Interest income/ expense	Interest rates	Average balance	Interest income/ expense	Interest rates
Assets
Interest-earning deposits with banks	$216,061	90	0.16%	$222,010	57	0.10%
Federal funds sold and securities purchased under resale agreements	65,388	(2)	(0.01)	67,023	8	0.05
Debt securities:
Trading debt securities	92,597	555	2.39	93,877	563	2.40
Available-for-sale debt securities	178,770	692	1.55	214,042	955	1.78
Held-to-maturity debt securities	264,695	1,233	1.86	192,697	942	1.95
Total debt securities	536,062	2,480	1.85	500,616	2,460	1.96
Loans held for sale (2)	24,149	169	2.79	29,436	262	3.56
Loans:
Commercial loans:
Commercial and industrial – U.S.	259,938	1,695	2.59	255,112	1,655	2.58
Commercial and industrial – Non-U.S.	75,814	375	1.97	60,812	328	2.14
Real estate mortgage	123,806	824	2.64	121,228	855	2.81
Real estate construction	20,800	162	3.08	22,559	177	3.13
Lease financing	15,227	163	4.27	16,757	275	6.57
Total commercial loans	495,585	3,219	2.58	476,468	3,290	2.74
Consumer loans:
Residential mortgage – first lien	242,515	1,981	3.27	287,361	2,240	3.12
Residential mortgage – junior lien	17,317	184	4.22	24,210	253	4.16
Credit card	37,041	1,051	11.25	36,135	1,072	11.80
Auto	55,161	608	4.37	48,033	582	4.82
Other consumer	27,417	253	3.67	27,497	314	4.55
Total consumer loans	379,451	4,077	4.28	423,236	4,461	4.20
Total loans (2)	875,036	7,296	3.32	899,704	7,751	3.43
Equity securities	35,711	192	2.16	25,744	132	2.04
Other	11,514	2	0.09	7,896	—	—
Total interest-earning assets	$1,763,921	10,227	2.31%	$1,752,429	10,670	2.43%
Cash and due from banks	25,111	—		22,896	—
Goodwill	25,569	—		26,390	—
Other	128,829	—		123,298	—
Total noninterest-earning assets	$179,509	—		172,584	—
Total assets	$1,943,430	10,227		1,925,013	10,670
Liabilities
Deposits:
Demand deposits	$451,180	34	0.03%	$225,577	32	0.06%
Savings deposits	432,180	26	0.02	611,674	46	0.03
Time deposits	30,932	21	0.27	56,308	75	0.53
Deposits in non-U.S. offices	24,390	4	0.05	32,170	10	0.12
Total interest-bearing deposits	938,682	85	0.04	925,729	163	0.07
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	24,885	(2)	(0.04)	46,069	(1)	—
Other short-term borrowings	12,960	(11)	(0.34)	11,235	(11)	(0.38)
Total short-term borrowings	37,845	(13)	(0.14)	57,304	(12)	(0.08)
Long-term debt	161,335	690	1.71	214,223	956	1.78
Other liabilities	28,245	97	1.38	25,949	88	1.38
Total interest-bearing liabilities	$1,166,107	859	0.29%	$1,223,205	1,195	0.39%
Noninterest-bearing demand deposits	531,345	—		454,371	—
Other noninterest-bearing liabilities	55,234	—		61,993	—
Total noninterest-bearing liabilities	$586,579	—		516,364	—
Total liabilities	$1,752,686	859		1,739,569	1,195
Total equity	190,744	—		185,444	—
Total liabilities and equity	$1,943,430	859		1,925,013	1,195

Interest rate spread on a taxable-equivalent basis (3)			2.02%			2.04%
Net interest margin and net interest income on a taxable-equivalent basis (3)		$9,368	2.11%		$9,475	2.16%
(1)The average balance amounts represent amortized costs. The interest rates are based on interest income or expense amounts for the period and are annualized. Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(2)Nonaccrual loans and related income are included in their respective loan categories.
(3)Includes taxable-equivalent adjustments of $106 million and $120 million for the quarters ended December 31, 2021 and 2020, respectively, predominantly related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 21% for the periods ended December 31, 2021 and 2020.

Wells Fargo & Company	201

Glossary of Acronyms

ACL	Allowance for credit losses	HTM	Held-to-maturity
AFS	Available-for-sale	LCR	Liquidity coverage ratio
ALCO	Asset/Liability Committee	LHFS	Loans held for sale
ARM	Adjustable-rate mortgage	LIBOR	London Interbank Offered Rate
ASC	Accounting Standards Codification	LIHTC	Low-income housing tax credit
ASU	Accounting Standards Update	LOCOM	Lower of cost or fair value
AUA	Assets under administration	LTV	Loan-to-value
AUM	Assets under management	MBS	Mortgage-backed securities
AVM	Automated valuation model	MSR	Mortgage servicing right
BCBS	Basel Committee on Banking Supervision	NAV	Net asset value
BHC	Bank holding company	NPA	Nonperforming asset
CCAR	Comprehensive Capital Analysis and Review	NSFR	Net stable funding ratio
CD	Certificate of deposit	OCC	Office of the Comptroller of the Currency
CECL	Current expected credit loss	OCI	Other comprehensive income
CET1	Common Equity Tier 1	OTC	Over-the-counter
CFPB	Consumer Financial Protection Bureau	OTTI	Other-than-temporary impairment
CLO	Collateralized loan obligation	PCD	Purchased credit-deteriorated
CLTV	Combined loan-to-value	PCI	Purchased credit-impaired
CPI	Collateral protection insurance	PTPP	Pre-tax pre-provision profit
CRE	Commercial real estate	RMBS	Residential mortgage-backed securities
DPD	Days past due	ROA	Return on average assets
ESOP	Employee Stock Ownership Plan	ROE	Return on average equity
FASB	Financial Accounting Standards Board	ROTCE	Return on average tangible common equity
FDIC	Federal Deposit Insurance Corporation	RWAs	Risk-weighted assets
FHA	Federal Housing Administration	SEC	Securities and Exchange Commission
FHLB	Federal Home Loan Bank	S&P	Standard & Poor’s Ratings Services
FHLMC	Federal Home Loan Mortgage Corporation	SLR	Supplementary leverage ratio
FICO	Fair Isaac Corporation (credit rating)	SOFR	Secured Overnight Financing Rate
FNMA	Federal National Mortgage Association	SPE	Special purpose entity
FRB	Board of Governors of the Federal Reserve System	TDR	Troubled debt restructuring
GAAP	Generally accepted accounting principles	TLAC	Total Loss Absorbing Capacity
GNMA	Government National Mortgage Association	VA	Department of Veterans Affairs
GSE	Government-sponsored entity	VaR	Value-at-Risk
G-SIB	Global systemically important bank	VIE	Variable interest entity
HQLA	High-quality liquid assets	WIM	Wealth and Investment Management

202	Wells Fargo & Company